PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED SEPTEMBER 23, 1997)

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. OFFERS TO BUY THESE SECURITIES MAY NOT BE ACCEPTED WITHOUT THE DELIVERY OF A FINAL PROSPECTUS SUPPLEMENT AND PROSPECTUS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES, IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                FILED PURSUANT TO RULE 424(B)(5)
                                                  REGISTRATION NO. 33-96378

        [LOGO]
                          $1,355,381,000 (APPROXIMATE)

        COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1997-LL I

    The Commercial Mortgage Pass-Through Certificates, Series 1997-LL I (the "Certificates") will represent beneficial ownership interests in a trust fund (the "Trust Fund") to be created by Structured Asset Securities Corporation (the "Depositor"). The Trust Fund will consist primarily of a pool (the "Mortgage Pool") of eight mortgage loans (the "Mortgage Loans") with original terms to maturity of not more than 34 years (the "Mortgage Loans,") secured by first liens on 99 commercial properties (the "Mortgaged Properties"). The Mortgaged Properties include retail properties (including power centers, an urban marketplace and a regional mall), office buildings (including suburban office buildings and a Manhattan office tower), hotels, industrial properties and manufactured housing communities. The Mortgage Loans were all originated by or on behalf of Lehman Brothers Holdings Inc. ("LB Holdings"). See "Mortgage Pool Characteristics--General."
                                             (COVER PAGE CONTINUED ON NEXT PAGE)

                         INITIAL
                       CERTIFICATE
                       PRINCIPAL OR            INITIAL                              EXPECTED RATINGS      % OF INITIAL
                         NOTIONAL       CERTIFICATE INTEREST                          MOODY'S/S&P/            POOL
      CLASS             AMOUNT(1)               RATE              DESCRIPTION            DCR(2)             BALANCE
Class A-1.........        $612,000,000                 %             Fixed             Aaa/AAA/NR            42.9%
Class A-2.........         204,000,000                 %             Fixed             Aaa/AAA/NR             14.3
Class A-3.........         168,434,000                 %             Fixed             Aaa/AAA/NR             11.8
Class X-1.........       1,376,717,068                 %(3)      Interest Only         Aaa/NR/AAA             N/A
Class B...........         114,138,000                 %             Fixed             Aa2/AA/NR              8.0
Class C-1.........          49,870,000                 %             Fixed              A2/A/NR               3.5
Class C-2.........          50,000,000                 %(3)          LIBOR              A2/A/NR               3.5
Class X-2(4)......          50,000,000                 %(3)      Interest Only          A2/A/NR               N/A
Class D...........         114,137,000                 %             Fixed            Baa2/NR/BBB             8.0
Class E...........          42,802,000                 %(5)        Fixed/WAC          Baa3/NR/BBB-            3.0


      CLASS             CUSIP NO.
Class A-1.........      863572 PN7
Class A-2.........      863572 PP2
Class A-3.........      863572 PQ0
Class X-1.........      863572 PR8
Class B...........      863572 PS8
Class C-1.........      863572 PT4
Class C-2.........      863572 PU1
Class X-2(4)......      863572 PV9
Class D...........      863572 PW7
Class E...........      863572 PX5

(1) Approximate, subject to adjustment as described herein.

(2) The Rated Final Distribution Date for the Offered Certificates will be the Distribution Date occuring in October 2034.

(3) The Certificate Interest Rate shown in the table above for the Class X-1, Class C-2 and Class X-2 Certificates is the rate for the Distribution Date occurring in November 1997. The Certificate Interest Rate for such Classes for each subsequent Distribution Date will be calculated as provided herein. See "Description of the Offered Certificates--Distributions--Payment Priorities" herein.

(4) The Class X-2 Certificates will not be outstanding later than the Distribution Date in July 2004. See "Description of the Offered Certificates-- General" herein.

(5) The Class E Certificates bear interest at a rate equal to the lower of the fixed rate specified in the table above and the Group 1 WAC Rate. The Certificate Interest Rate shown in the table above for such Class is the rate for the Distribution Date occurring in November 1997. The Certificate Interest Rate for such Class for each subsequent Distribution Date will be calculated as provided herein. See "Description of the Offered Certificates--Distributions--Payment Priorities" herein.

SEE "RISK FACTORS" BEGINNING ON PAGE S-41 HEREIN AND ON PAGE 25 OF THE PROSPECTUS FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE OFFERED CERTIFICATES.

    The Offered Certificates will be purchased by Lehman Brothers Inc. (the "Underwriter") from the Depositor and will be offered by the Underwriter from time to time to the public in negotiated transactions or otherwise at varying prices to be determined at the time of sale. Proceeds to the Depositor from the
sale of the Offered Certificates will be $         plus accrued interest from
October 11, 1997 before deducting expenses payable by the Depositor.
                         ------------------------------

THE CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR,
 LB HOLDINGS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE
          UNDERWRITER, THE FISCAL AGENT OR ANY OF THEIR RESPECTIVE
          AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING
              MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY
                  GOVERNMENTAL AGENCY OR INSTRUMENTALITY.
                         ------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
        THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE
          PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                         ------------------------------

    The Offered Certificates are offered by the Underwriter subject to prior sale, when, as and if issued, delivered to and accepted by the Underwriters. It is expected that delivery of the Offered Certificates will be made through the facilities of The Depository Trust Company ("DTC") on or about October 10, 1997 against payment therefor in immediately available funds.
                         ------------------------------

                                LEHMAN BROTHERS

                       FIRST UNION CAPITAL MARKETS CORP.

The date of this Prospectus Supplement is October   , 1997.

    A. The inside front cover of the paper version of the prospectus supplement shows the logos of the following entities:
    a. The Macerich Company;
    b. Courtyard by Marriott;
    c. Arden Realty, Inc.;
    d. Sun Communities, Inc.;
    e. Prentiss Properties Trust;
    f. The Blackstone Group;
    g. Developers Diversified Realty Corporation; and
    h. DRA Advisors, Inc.

    B. The inside front cover contains a map of the contiguous United States showing the concentration of the Mortgaged Properties in the pool by state as follows:

                   Percentage
State               of Total
----------------    ----------
Arizona               0.6%
Alabama               0.5%
California           23.8%
Colorado              1.5%
Connecticut           0.5%
Florida               3.7%
Georgia               7.2%
Illinois              5.8%
Indiana               0.3%
Kansas                0.4%
Maryland              1.0%
Massachusetts         5.6%
Michigan              4.1%
Missouri              2.8%
New York             19.8%
North Carolina        2.8%
Ohio                  1.5%
Pennsylvania          0.5%
Tennessee             0.8%
Texas                 8.4%
Virginia              6.2%
Wisconsin             2.0%

    C. The inside front cover contains a pie graph showing Allocated Loan Amount by Property Type in the following amounts:
    Manufactured Housing      3.2%
    Urban Marketplace         4.1%
    Power Center             22.6%
    Hotel                    22.5%
    CBD Office               19.2%
    Suburban Office          19.0%
    Industrial                5.9%
    Regional Mall             3.6%

    D. The inside front cover contains a pie graph showing Allocated Loan Amount by Sponsor in the following amounts:
    Sun                  3.2%
    DDR/DRA             22.6%
    Courtyard           22.5%
    Blackstone          19.2%
    Prentiss            12.6%
    Arden               12.3%
    Macerich             7.6%



    E. The inside front cover of the paper version of the prospectus supplement contains pictures of the following properties under the following company names:

    Prentiss Properties Trust:
         (a) Dulles Corner Park, Herndon, Virginia; and
         (b) O'Hare Plaza II, Chicago Illinois.

    Developers Diversified Realty Corporation/DRA Advisors, Inc.
         (a) Woodfield Village Green, Schaumberg, Illinois; and
         (b) Fairfax Towne Center, Fairfax, Virginia.

         The Blackstone Group
         (a) Worldwide Plaza, 825 Eighth Avenue, New York, New York.


         The inside back cover of the paper version of the prospectus supplement contains pictures of the following properties under the following company names:

    Courtyard by Marriott
         (a) typical hotel

    The Macerich Company
         (a) Valley View Mall, Dallas, Texas; and
         (b) Villa Marina Marketplace, Marina Del Rey, California (two photographs)

    Arden Realty Inc.
         (a) The New Wilshire, Los Angeles, California;
         (b) Anaheim City Centre, Anaheim, California; and
         (c) 400 Corporate Pointe, Culver City, California

    Sun Communities, Inc.
         (a) Sherman Oaks, Jackson, Michigan

(CONTINUATION OF COVER PAGE)

    The Certificates will consist of 14 classes (each a "Class"), designated as the Class A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates, Class X-1 Certificates, Class B Certificates, Class C-1 Certificates, Class C-2 Certificates, Class X-2 Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class T Certificates, Class R Certificates and Class LR Certificates. Only the Class A-1, Class A-2, Class A-3, Class X-1, Class B, Class C-1, Class C-2, Class X-2, Class D and Class E Certificates (collectively, the "Offered Certificates") are offered hereby. The Class F, Class T, Class R and Class LR Certificates (collectively, the "Private Certificates") are not offered hereby.

    The Mortgage Pool consists of two groups: "Loan Group 1," which consists of the fixed rate components of the Worldwide Plaza Loan and the other Mortgage Loans, and "Loan Group 2" which consists of the floating rate component of the Worldwide Plaza Loan. The characteristics of the Mortgage Loans and the Mortgaged Properties are more fully described herein under "Mortgage Pool Characteristics" and "Description of the Mortgage Loans and Mortgaged Properties."

    Distributions on the Offered Certificates will be made, to the extent of Available Funds (as defined herein), on the second Business Day immediately following the 10th day of the month (or if the 10th day of the month is not a Business Day, on the third Business Day immediately following the 10th day of the month), beginning in November 1997 (each, a "Distribution Date"). As more fully described herein, distributions allocable to interest on the Certificates on each Distribution Date will be based on the certificate interest rate for the respective Class (the "Certificate Interest Rate") and the aggregate principal balance (the "Certificate Principal Amount") or notional balance (the "Notional Amount"), as applicable, of such Class outstanding immediately prior to such Distribution Date. Distributions in respect of principal of the Offered Certificates will be made as described herein under "Description of the Offered Certificates--Distributions--Payment Priorities."

    THE YIELD TO MATURITY ON EACH CLASS OF THE OFFERED CERTIFICATES WILL BE SENSITIVE TO, AND THE YIELD TO MATURITY ON THE CLASS X-1 CERTIFICATES WILL BE EXTREMELY SENSITIVE TO, THE RATE AND TIMING OF PRINCIPAL PAYMENTS (INCLUDING BOTH VOLUNTARY AND INVOLUNTARY PREPAYMENTS, DELINQUENCIES, DEFAULTS AND LIQUIDATIONS) ON THE MORTGAGE LOANS AND PAYMENTS WITH RESPECT TO REPURCHASES THEREOF THAT HAVE THE EFFECT OF REDUCING THE CERTIFICATE PRINCIPAL AMOUNT OR NOTIONAL AMOUNT, AS THE CASE MAY BE, OF SUCH CLASS. THE YIELD TO MATURITY ON THE CLASS X-2 CERTIFICATES WILL BE EXTREMELY SENSITIVE TO THE RATE AND TIMING OF PRINCIPAL PAYMENTS (INCLUDING VOLUNTARY PREPAYMENTS, DELINQUENCIES, DEFAULTS AND LIQUIDATIONS) ON THE WORLDWIDE PLAZA LIBOR COMPONENT AND PAYMENTS WITH RESPECT TO REPURCHASES THEREOF THAT HAVE THE EFFECT OF REDUCING THE NOTIONAL AMOUNT OF SUCH CLASS. THE YIELD TO INVESTORS, IN PARTICULAR THE INVESTORS IN SUBORDINATE CLASSES, WILL BE SENSITIVE TO THE TIMING AND MAGNITUDE OF DELINQUENCIES AND LOSSES ON THE MORTGAGE LOANS. The rights of the holders of the Class B, Class C-1, Class D, Class E and Class F Certificates to receive distributions will be subordinated to such rights of the holders of Certificates with an earlier sequential designation and the Class X-1 Certificates. In addition, with respect to any Class of Certificates entitled to principal distributions, to the extent losses on the Mortgage Loans exceed the principal amount of all Classes of Certificates subordinate to such Class, such Class will bear a loss equal to the amount of such excess up to an amount equal to the remaining principal amount thereof. Holders of the Class C-2 Certificates will be entitled to receive distributions of principal only from principal payments on the floating rate component of the Worldwide Plaza Loan. See "Description of the Offered Certificates-- Distributions" and "Description of the Mortgage Loans and Mortgaged Properties--The Worldwide Plaza Loan and Property" herein. Therefore, the Class C-2 Certificates will be extremely sensitive to the rate and timing of principal payments on the Worldwide Plaza Loan (including those resulting from voluntary prepayments, delinquencies, defaults, liquidations and/or any repurchase of the Worldwide Plaza Loan). No representation is made as to the rate, timing or magnitude of any such event with respect to any of the Mortgage Loans or as to the anticipated yield to maturity of any Offered Certificate. In addition, although the Certificate Interest Rate on the Class C-2 Certificates is based on LIBOR, as described under "Description of the Offered Certificates--Distributions--Payment Priorities" herein, after the Distribution Date in July 2004, the Certificate Interest Rate on Class C-2 Certificates will be a fixed rate. See "Yield, Prepayment and Maturity Considerations" herein.

    GMACCM will act as master servicer of the Mortgage Loans (in such capacity, the "Master Servicer"). The obligations of the Master Servicer with respect to the Certificates will be limited to its contractual servicing obligations and the obligation under certain circumstances to make Advances (as defined herein) in respect of the Mortgage Loans. See "The Pooling Agreement--Advances" herein. The Master Servicer will not act as an insurer or credit enhancer of the Mortgage Pool. If the Master Servicer fails to make a required Advance, LaSalle National Bank (the "Trustee") will be required to make such Advance in accordance with the terms of the Pooling Agreement. If the Trustee fails to make a required Advance, ABN AMRO Bank N.V., as the fiscal agent of the Trustee (the "Fiscal Agent") will be required to make such Advance in accordance with the terms of the Pooling Agreement. The obligation of the Master Servicer, the Trustee and the Fiscal Agent to make Advances is subject to a determination of recoverability.

    Elections will be made to treat designated portions of the Trust Fund (such portions of the Trust Fund, the "Trust REMICs"), exclusive of the Reserve Accounts, the Lock Box Accounts, the Excess Interest, the Default Interest, the Excess Interest Distribution Account and the Class T Distribution Account (each as defined herein), and the Trust REMICs, in the opinion of counsel, will qualify, as two separate "real estate mortgage investment conduits" (each, a "REMIC" or, alternatively, the "Upper-Tier REMIC" and the "Lower-Tier REMIC," respectively) for federal income tax purposes. The Class A-1, Class A-2, Class A-3, Class X-1, Class B, Class C-1, Class C-2, Class X-2, Class D, Class E and Class F Certificates will represent "regular interests" in the Upper-Tier REMIC. The Class R and Class LR Certificates will constitute the sole Classes of "residual interests" in the Upper-Tier REMIC and the Lower-Tier REMIC, respectively. In addition, the Class A-1, Class A-2, Class A-3, Class B, Class C-1, Class C-2, Class D, Class E and Class F Certificates will represent undivided beneficial interests in designated portions of the Excess Interest, which portion of the Trust Fund will be treated as part of a grantor trust for federal income tax purposes. The Offered Certificates, together with the Class F Certificates, are sometimes collectively referred to herein as the "Regular Certificates". See "Federal Income Tax Consequences" herein and "Federal Income Tax Considerations" in the Prospectus.

    THE OFFERED CERTIFICATES OFFERED BY THIS PROSPECTUS SUPPLEMENT CONSTITUTE PART OF A SEPARATE SERIES OF THE DEPOSITOR'S CERTIFICATES AND ARE BEING OFFERED PURSUANT TO ITS PROSPECTUS DATED SEPTEMBER 23, 1997, OF WHICH THIS PROSPECTUS SUPPLEMENT IS A PART AND WHICH ACCOMPANIES THIS PROSPECTUS SUPPLEMENT. THE PROSPECTUS CONTAINS IMPORTANT INFORMATION REGARDING THIS OFFERING WHICH IS NOT CONTAINED HEREIN, AND PROSPECTIVE INVESTORS ARE URGED TO READ THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT IN FULL. SALES OF THE OFFERED CERTIFICATES MAY NOT BE CONSUMMATED UNLESS THE PURCHASER HAS RECEIVED BOTH THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS.

    UNTIL 90 DAYS AFTER THE DATE OF THIS PROSPECTUS SUPPLEMENT ALL DEALERS EFFECTING TRANSACTIONS IN THE OFFERED CERTIFICATES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS SUPPLEMENT AND PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

    There is currently no secondary market for the Offered Certificates. The Underwriter currently expects to make a secondary market in the Offered Certificates, but has no obligation to do so. There can be no assurance that such a market will develop or, if it does develop, that it will continue. See "Underwriting" herein.

                               EXECUTIVE SUMMARY

    Prospective investors are advised to read carefully, and should rely solely on, the detailed information appearing elsewhere in this Prospectus Supplement and the Prospectus relating to the Offered Certificates in making their investment decision. The following Executive Summary does not include all relevant information relating to the Offered Certificates or Mortgage Loans, particularly with respect to the risks and special considerations involved with an investment in the Offered Certificates and is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus Supplement and the Prospectus. Prior to making any investment decision, a prospective investor should carefully review this Prospectus Supplement and the Prospectus. Capitalized terms used and not otherwise defined herein have the respective meanings assigned to them in this Prospectus Supplement and the Prospectus.

                              CERTIFICATE SUMMARY

  % C/E     % OF DEAL
                                       Class A-1
     31.0%       42.9%                Aaa/AAA/ NR
                         Class X-1
                        Aaa/NR/ AAA    Class A-2
     31.0%       14.3%       10       Aaa/AAA/ NR
                                       Class A-3
     31.0%       11.8%                Aaa/AAA/ NR
                                        Class B
     23.0%        8.0%                 Aa2/AA/ NR
                                       Class C-1     % of Deal     Class C-2     Class X-2
     16.0%        3.5%                  A2/A/NR         3.5%        A2/A/NR       A2/A/NR
                                                                   Worldwide
                                                                     Fixed
                                                                  Component B
                                        Class D                        *
      8.0%        8.0%                Baa2/NR/ BBB                 ($105 mm)
                                        Class E
                                        Baa3/NR/
      5.0%        3.0%                    BBB-
                                        Class F
                  5.0%                  Ba/BB/NR
                        * The Worldwide Plaza Fixed Component B, which has a105,000,000, is an asset of Loan Group 1. See principal balance as of the Cut-off Date of $'Description of the Mortgage Loans and Mortgaged
                        Properties--The Worldwide Plaza Loan and Property' and
                                     'Description of the Offered
                                    Certificates--Distributions.'


****************************************CONTINUED***************************

Not offered hereby: Class F

(Class T, Class R and Class LR Certificates not represented by this diagram.)

Ratings: (Moody's/S&P/DCR)

                              CERTIFICATE SUMMARY

                INITIAL
              CERTIFICATE    INITIAL                                      % OF     WEIGHTED   CASH FLOW
             PRINCIPAL OR   CERTIFICATE                                 INITIAL     AVERAGE       OR
               NOTIONAL     INTEREST                      RATING          POOL       LIFE     PRINCIPAL
CLASS           AMOUNT        RATE     DESCRIPTION   MOODY'S/S&P/DCR    BALANCE    (YEARS)*    WINDOW*
      SENIOR CERTIFICATES
       A-1    $612,000,000              Fixed Rate      Aaa/AAA/NR       42.9%       5.04     11/97-06/04
       A-2     204,000,000              Fixed Rate      Aaa/AAA/NR        14.3       6.90     06/04-09/06
       A-3     168,434,000              Fixed Rate      Aaa/AAA/NR        11.8       9.13     09/06-03/07
                                         Interest
       X-1   1,376,717,068                 Only         Aaa/NR/AAA        N/A        7.75     11/97-04/12
            SUBORDINATE CERTIFICATES
         B     114,138,000              Fixed Rate      Aa2/AA/NR         8.0        9.41     03/07-03/07
       C-1      49,870,000              Fixed Rate       A2/A/NR          3.5        9.73     03/07-09/07
       C-2      50,000,000               Floating        A2/A/NR          3.5        6.74     07/04-07/04
                                         Interest
       X-2      50,000,000                Only**         A2/A/NR          N/A        6.74     07/04-07/04
         D     114,137,000              Fixed Rate     Baa2/NR/BBB        8.0        12.48    09/07-04/12
         E      42,802,000             Fixed/WAC***    Baa3/NR/BBB-       3.0        14.49    04/12-04/12
         F      71,336,068             Fixed/WAC***      Ba/BB/NR         5.0        14.49    04/12-04/12

------------------------

Class T, Class R and Class LR Certificates not represented by this diagram.

* Based on Scenario 1 as defined on page S-246 and the Mortgage Loan Assumptions beginning on page S-245.

** The Class X-2 Certificates will not be outstanding later than Distribution Date in July 2004.

*** The Class E and Class F Certificates bear interest at a rate equal to the lesser of the fixed rate specified above or the Group 1 WAC Rate.

                             MORTGAGE LOAN SUMMARY

                                                                                        ORIGINAL
                                                                                        AMORTIZ-
                                         CUT-OFF DATE    ANTICIPATED       FINAL          ATION        MORT-
                              NO. OF       PRINCIPAL      REPAYMENT      MATURITY         TERM         GAGE
MORTGAGE LOAN               PROPERTIES      BALANCE      DATE (ARD)        DATE         (MONTHS)       RATE        DSCR
DDR/DRA Loan                    10        $322,500,000       N/A       June 10, 2002          N/A    7.378%          1.97X
Courtyard Loan                  50        $321,577,850    April 10,      April 10,            240    7.865%          2.08X
                                                            2012           2017
Worldwide Plaza Loan
  FIXED COMPONENT A                       $118,576,031                                        240    7.920%
  LIBOR COMPONENT                1        $ 50,000,000  July 10, 2004  July 10, 2017          240    LIBOR+          1.45X
                                                                                                     0.55%
  FIXED COMPONENT B                       $105,000,000                                         NA    7.920%
Prentiss Loan                   12        $180,100,000  February 26,   February 26,           N/A    7.579%          1.93X
                                                            2007           2027
Arden Loan                      17        $175,000,000  June 11, 2004  June 10, 2029          N/A    7.520%          2.02X
Villa Marina Loan                1        $ 58,000,000   October 10,    October 10,           N/A    7.225%          1.95X
                                                            2006           2031
Valley View Loan                 1        $ 51,000,000   October 10,    October 10,           N/A    7.890%          1.90X
                                                            2006           2031
Sun Communities Loan             7        $ 44,963,187  September 10,  September 10,          360    7.010%          1.92X
                                                            2007           2027
Total/Weighted Average          99       $1,426,717,068                                              7.575%**        1.89X

                              CUT-
                               OFF
                              DATE        ARD
MORTGAGE LOAN                  LTV        LTV
DDR/DRA Loan                    61.2%      61.2%*
Courtyard Loan                  56.5%      23.7%
Worldwide Plaza Loan
  FIXED COMPONENT A
  LIBOR COMPONENT               65.8%      50.3%
  FIXED COMPONENT B
Prentiss Loan                   60.9%      60.9%
Arden Loan                      51.4%      51.4%
Villa Marina Loan               57.4%      57.4%
Valley View Loan                53.3%      53.3%
Sun Communities Loan            60.3%      51.9%
Total/Weighted Average          59.3%      48.7%

------------------------
*   Indicates the Final Maturity Date LTV.
**  Includes Worldwide Plaza LIBOR Component.

                               TABLE OF CONTENTS

EXECUTIVE SUMMARY.....................................................................        S-5
SUMMARY OF PROSPECTUS SUPPLEMENT......................................................        S-9
RISK FACTORS..........................................................................       S-41
  The Mortgage Loans..................................................................       S-41
  Conflicts of Interest...............................................................       S-67
  The Offered Certificates............................................................       S-68
DESCRIPTION OF THE OFFERED CERTIFICATES...............................................       S-73
  General.............................................................................       S-73
  Distributions.......................................................................       S-74
  Excess Prepayment Interest Shortfalls...............................................       S-84
  Subordination.......................................................................       S-84
  Appraisal Reductions................................................................       S-85
  Delivery, Form and Denomination.....................................................       S-86
  Book-Entry Registration.............................................................       S-87
  Definitive Certificates.............................................................       S-88
  Transfer Restrictions...............................................................       S-88
MORTGAGE POOL CHARACTERISTICS.........................................................       S-89
  General.............................................................................       S-89
  Security for the Mortgage Loans.....................................................       S-90
  Certain Characteristics of the Mortgage Loans.......................................       S-90
  Underwriting Standards..............................................................      S-104
  Additional Information..............................................................      S-105
DESCRIPTION OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES............................      S-106
  The DDR/DRA Loan and Properties.....................................................      S-106
  The Courtyard Loan and Properties...................................................      S-126
  The Worldwide Plaza Loan and Property...............................................      S-143
  The Prentiss Loan and Properties....................................................      S-154
  The Arden Loan and Properties.......................................................      S-167
  The Villa Marina Loan and Property..................................................      S-181
  The Valley View Loan and Property...................................................      S-191
  The Sun Communities Loan and Properties.............................................      S-202
THE POOLING AGREEMENT.................................................................      S-212
  General.............................................................................      S-212
  Assignment of the Mortgage Loans....................................................      S-212
  Representations and Warranties; Repurchase..........................................      S-212
  Servicing of the Mortgage Loans; Collection of Payments.............................      S-213
  Advances............................................................................      S-215
  Accounts............................................................................      S-217
  Withdrawals From the Collection Account.............................................      S-219
  Successor Manager...................................................................      S-220
  Enforcement of "Due-on-Sale" and "Due-on-Encumbrance" Clauses.......................      S-220
  Inspections.........................................................................      S-221
  Evidence as to Compliance...........................................................      S-221
  Certain Matters Regarding the Depositor, the Master Servicer and the Special
    Servicer..........................................................................      S-222
  Events of Default...................................................................      S-223
  Rights upon Event of Default........................................................      S-224
  Amendment...........................................................................      S-225
  Realization upon Mortgage Loans; Modifications......................................      S-226

  Optional Termination; Optional Mortgage Loan Purchase...............................      S-231
  The Trustee.........................................................................      S-231
  Duties of the Trustee...............................................................      S-232
  The Fiscal Agent....................................................................      S-233
  Duties of the Fiscal Agent..........................................................      S-233
  The Master Servicer.................................................................      S-234
  Servicing Compensation and Payment of Expenses......................................      S-234
  Special Servicer....................................................................      S-235
  Master Servicer and Special Servicer Permitted to Buy Certificates..................      S-236
  Reports to Certificateholders; Available Information................................      S-236
CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS...........................................      S-240
YIELD, PREPAYMENT AND MATURITY CONSIDERATIONS.........................................      S-242
  Yield...............................................................................      S-242
  Yield on the Offered Certificates...................................................      S-244
  Rated Final Distribution Date.......................................................      S-252
  Weighted Average Life of Offered Certificates.......................................      S-252
USE OF PROCEEDS.......................................................................      S-257
ERISA CONSIDERATIONS..................................................................      S-257
FEDERAL INCOME TAX CONSEQUENCES.......................................................      S-259
UNDERWRITING..........................................................................      S-261
LEGAL INVESTMENT......................................................................      S-261
EXPERTS...............................................................................      S-262
LEGAL MATTERS.........................................................................      S-262
RATINGS...............................................................................      S-262
INDEX OF SIGNIFICANT DEFINITIONS......................................................      S-263

Financial Information
  DDR/DRA Properties...........................................................     Exhibit
                                                                                        A-1
  Courtyard Properties.........................................................     Exhibit
                                                                                        A-2
  BRE/Worldwide Plaza L.L.C. and New York Communications Center Associates,         Exhibit
    L.P........................................................................         A-3
  Prentiss Properties..........................................................     Exhibit
                                                                                        A-4
  Arden Properties.............................................................     Exhibit
                                                                                        A-5
Representations and Warranties and Schedule Thereto............................   Exhibit B
Form of Master Servicer Reports................................................   Exhibit C
Schedule of Weighted Average Net Mortgage Rates................................   Exhibit D
Mortgaged Property Characteristics.............................................     Annex A
Marketing Memorandum...........................................................     Annex B

                        SUMMARY OF PROSPECTUS SUPPLEMENT

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT OR IN THE PROSPECTUS. AN INDEX OF SIGNIFICANT DEFINITIONS INCLUDED AT THE END OF THIS PROSPECTUS SUPPLEMENT SETS FORTH THE PAGES ON WHICH THE DEFINITIONS OF CERTAIN PRINCIPAL TERMS APPEAR.

TITLE OF CERTIFICATES.............  Structured Asset Securities Corporation, Commercial
                                    Mortgage Pass-Through Certificates, Series 1997-LL I
                                    (the "Certificates").

CERTIFICATE PRINCIPAL AND NOTIONAL
  AMOUNT..........................  Each Class of Offered Certificates has the approximate aggregate initial Certificate Principal Amount or
                                    Notional Amount set forth on the cover page of this
                                    Prospectus Supplement, subject to a variance of plus or
                                    minus 5%. The Offered Certificates, together with the
                                    Private Certificates, will be issued pursuant to a
                                    Pooling and Servicing Agreement, to be dated as of the
                                    Closing Date (the "Pooling Agreement"), among the
                                    Depositor, the Master Servicer, the Special Servicer,
                                    the Trustee and the Fiscal Agent.
DEPOSITOR.........................  Structured Asset Securities Corporation, a Delaware
                                    corporation (the "Depositor"), an affiliate of Lehman
                                    Brothers Holdings Inc. ("LB Holdings") and the
                                    Underwriter. See "The Issuer--The Company" in the
                                    Prospectus.
MASTER SERVICER...................  GMAC Commercial Mortgage Corporation, a California
                                    corporation ("GMACCM" and, in its capacity as master
                                    servicer, the "Master Servicer"), will serve as the
                                    master servicer of the Mortgage Loans. See "The Pooling
                                    Agreement--The Master Servicer" herein and "Servicing of
                                    Mortgage Loans" in the Prospectus.
SPECIAL SERVICER..................  The initial special servicer (in such capacity, the
                                    "Special Servicer") will be GMACCM. See "The Pooling
                                    Agreement-- Special Servicer" herein.
TRUSTEE...........................  LaSalle National Bank, a national banking association
                                    (the "Trustee"). See "The Pooling Agreement--The
                                    Trustee" herein.
FISCAL AGENT......................  ABN AMRO Bank N.V., a Netherlands banking corporation
                                    (the "Fiscal Agent"), and the indirect corporate parent
                                    of the Trustee.
CUT-OFF DATE......................  October 11, 1997.
CLOSING DATE......................  On or about October 10, 1997.
DISTRIBUTION DATE.................  The second Business Day immediately following the 10th day of each month (or if the 10th day of the month is
                                    not a Business Day, on the third Business Day
                                    immediately following the 10th day of the month),
                                    commencing in November 1997.
                                    "Business Day" means any day other than a Saturday, a
                                    Sunday or any day on which banking institutions in the
                                    City of New York, New York, the cities in which the
                                    principal servicing offices of the Master Servicer or
                                    the Special Servicer are located, or the city in which
                                    the corporate trust office of the Trustee is located,
                                    are authorized or obligated by law, executive order or
                                    governmental decree to be closed.

RECORD DATE.......................  With respect to each Distribution Date and each Class of
                                    Offered Certificates, other than the Class C-2
                                    Certificates, the close of business on the last day of
                                    the month immediately preceding the month in which such
                                    Distribution Date occurs, or if such day is not a
                                    Business Day, the immediately preceding Business Day;
                                    with respect to each Distribution Date and the Class C-2
                                    and Class X-2 Certificates, the close of business on the
                                    9th day of the month in which such Distribution Date
                                    occurs, or if such day is not a Business Day, the
                                    immediately preceding Business Day.
INTEREST ACCRUAL PERIOD...........  With respect to any Distribution Date and with respect to each Class of Certificates, other than the Class C-2
                                    and Class X-2 Certificates, the period commencing on and
                                    including the 10th day of the month preceding the month
                                    in which such Distribution Date occurs and ending on and
                                    including the 9th day of the month in which such
                                    Distribution Date occurs.
                                    With respect to the Class C-2 and Class X-2
                                    Certificates, the Interest Accrual Period with respect
                                    to any Distribution Date is the period commencing on and
                                    including the 12th day of the month preceding the month
                                    in which such Distribution Date occurs and ending on and
                                    including the eleventh day of the month in which such
                                    Distribution Date occurs.
RATED FINAL DISTRIBUTION DATE.....  As to each Class of Offered Certificates, the
                                    Distribution Date in October 2034, which is the
                                    Distribution Date occurring three years after the latest
                                    maturity date of any Mortgage Loan.
DUE DATE..........................  With respect to any Mortgage Loan, the day each month set forth in the related Note on which the Scheduled
                                    Payment is due and payable, and with respect to any
                                    Distribution Date, the Due Date occurring in the month
                                    in which such Distribution Date occurs. All of the
                                    Mortgage Loans have Due Dates that occur on the 10th day
                                    of each month, or, if such day is not a business day,
                                    the immediately preceding or succeeding business day.
COLLECTION PERIOD.................  With respect to a Distribution Date and each Mortgage
                                    Loan, the period beginning on the day after the Due Date
                                    in the month preceding the month in which such
                                    Distribution Date occurs and ending at the close of
                                    business on the Due Date in the month in which such
                                    Distribution Date occurs.
DENOMINATIONS.....................  The Offered Certificates, other than the Class X-1 and
                                    Class X-2 Certificates, will be issuable in registered
                                    form, in minimum denominations of Certificate Principal
                                    Amount of $10,000 and multiples of $1 in excess thereof,
                                    and the Class X-1 and Class X-2 Certificates will be
                                    issuable in registered form, in minimum denominations of
                                    Notional Amount of $250,000 and multiples of $1 in
                                    excess thereof.
CLEARANCE AND SETTLEMENT..........  Holders of Offered Certificates may hold their
                                    Certificates through The Depository Trust Company
                                    ("DTC"). Transfers within DTC will be in accordance with
                                    the usual rules and operating procedures of the such
                                    system. The Depositor may elect to terminate the
                                    book-entry system through DTC with respect to all or any
                                    portion of any Class of the Offered Certificates. See
                                    "Description of the Offered Certificates--

                                    Delivery, Form and Denomination," "--Book-Entry
                                    Registration" and "--Definitive Certificates" herein and
                                    "Description of the Securities--General" in the
                                    Prospectus.
THE MORTGAGE POOL.................  The "Mortgage Pool" will consist of 8 Mortgage Loans, each evidenced by one or more promissory notes (each, a
                                    "Note") secured by first mortgages, deeds of trust or
                                    similar security instruments ("Mortgages") on 99
                                    commercial properties (the "Mortgaged Properties"). See
                                    "Description of the Mortgage Loans and Mortgaged
                                    Properties" herein. Although the Prentiss Properties are
                                    generally described herein as consisting of 12
                                    commercial properties, several of the Prentiss
                                    Properties actually consist of multiple Mortgaged
                                    Properties. See "Description of the Mortgage Loans and
                                    Mortgaged Properties--The Prentiss Loan and Properties."
                                    The Mortgage Loans will be acquired by the Depositor on
                                    or before the Closing Date. In connection with its
                                    transfer of the Mortgage Loans to the Trustee, the
                                    Depositor will make certain representations and
                                    warranties described herein. See "Mortgage Pool
                                    Characteristics--General" and "The Pooling Agreement--
                                    Representations and Warranties; Repurchase." As of the
                                    Cut-Off Date, the Mortgage Loans will have the following
                                    approximate characteristics:

Aggregate Principal Balance.............  $1,426,717,068
Lowest Mortgage Loan Principal
  Balance...............................  $   44,963,187
Highest Mortgage Loan Principal
  Balance...............................  $  322,500,000
Average Mortgage Loan Principal
  Balance...............................  $  178,339,634
Range of Remaining Terms to
  Anticipated Repayment Date(1).........     56-174 mos.
Weighted Average Remaining Term to
  Anticipated Repayment Date(1).........        103 mos.
Range of Mortgage Rates(2)..............   7.010%-7.920%
Weighted Average Mortgage Rate..........          7.575%
Range of Cut-Off Date LTV Ratios........     51.4%-65.8%
Weighted Average Cut-Off Date
  LTV Ratio.............................           59.3%
Range of Debt Service Coverage
  Ratios(3).............................     1.45X-2.08X
Weighted Average Debt Service
  Coverage Ratio(3).....................           1.89X
------------------------------
(1) In the case of the DDR/DRA Loan, its maturity date.
(2) Excludes the Worldwide Plaza LIBOR Component.
(3) The DSCR for the Worldwide Plaza Loan assumes LIBOR
of 5.656%.


DESCRIPTION OF THE MORTGAGE LOANS
  AND PROPERTIES..................  Set forth below is a summary of the Mortgage Loans and
                                    Mortgaged Properties. For a further description of the
                                    Mortgage Loans and Mortgaged Properties, see
                                    "Description of the Mortgage Loans and Mortgaged
                                    Properties" and "Mortgage Pool Characteristics" herein.
                                    The "occupancy rate" disclosed with respect to the
                                    Mortgaged Properties that are retail properties include
                                    as "occupied" (i) space that is leased but not occupied

                                      S-11

                                    and (ii) anchor space that is occupied but not owned by
                                    the related borrower.
  A. THE DDR/DRA LOAN
    AND PROPERTIES................  The "DDR/DRA Loan" has a principal balance as of the
                                    Cut-Off Date of $322,500,000 and is evidenced by three
                                    separate Notes issued by three related borrowers. The
                                    first two Notes, having principal balances of
                                    $42,750,000 (the "DDR/DRA Note A") and $153,000,000 (the
                                    "DDR/DRA Note B"), were issued by Community Centers One
                                    L.L.C. (the "DDR/DRA I Borrower"). The third Note (the
                                    "DDR/DRA Note C," and together with the DDR/DRA Note A
                                    and the DDR/DRA Note B, the "DDR/DRA Notes"), having a
                                    principal balance of $126,750,000, was issued jointly by
                                    Community Centers Two L.L.C. (the "DDR/DRA II Borrower")
                                    and Shoppers World Community Center, L.P. (the "DDR/DRA
                                    III Borrower," together with the DDR/DRA I Borrower and
                                    the DDR/DRA II Borrower, the "DDR/DRA Borrowers"). The
                                    DDR/DRA Borrowers are jointly owned by Developers
                                    Diversified Realty Corporation ("DDRC") (the common
                                    stock of which is traded on the NYSE under the listing
                                    symbol "DDR"), affiliates of DDR and affiliates of DRA
                                    Advisors, Inc. Each of the DDR/ DRA Notes is secured by
                                    first Mortgages (the "Non-Florida DDR/DRA Mortgages")
                                    encumbering 9 retail power centers in the following
                                    locations: Framingham, Massachusetts; Schaumburg,
                                    Illinois; San Diego, California; Durham, North Carolina;
                                    Fairfax, Virginia; Atlanta, Georgia; Denver, Colorado;
                                    Marietta, Georgia; and Independence, Missouri
                                    (collectively, the "Non-Florida DDR/DRA Properties").
                                    The DDR/DRA Note B is also secured by a first Mortgage
                                    (the "Florida DDR/ DRA Mortgage," and together with the
                                    Non-Florida DDR/ DRA Mortgages, the "DDR/DRA Mortgages")
                                    in a 10th retail power center (the "Carillon Place
                                    Property," and together with the Non-Florida DDR/DRA
                                    Properties, the "DDR/DRA Properties") located in Naples,
                                    Florida. The Florida DDR/DRA Mortgage does not secure
                                    the DDR/DRA Note A or the DDR/ DRA Note C. All of the
                                    DDR/DRA Notes are cross-defaulted. Each of the DDR/DRA
                                    Notes bears interest at a fixed rate per annum of 7.378%
                                    (the "DDR/DRA Base Interest Rate") through and including
                                    June 10, 2002. Interest on the DDR/DRA Notes is
                                    calculated on the basis of the actual number of days
                                    elapsed and a 360-day year.
                                    The DDR/DRA Notes are scheduled to mature on June 10,
                                    2002 (the "DDR/DRA Maturity Date"), but may be repaid
                                    without the payment of a yield maintenance premium on or
                                    after the commencement of the period beginning 6 months
                                    prior to the DDR/DRA Maturity Date (such period, the
                                    "DDR/DRA Permitted Prepayment Period"). The DDR/DRA
                                    Notes require monthly payments of interest (the "DDR/DRA
                                    Monthly Debt Service Payments") and a single Balloon
                                    Payment of the principal balance of the DDR/DRA Loan
                                    together with all accrued and unpaid interest on the
                                    DDR/DRA Maturity Date.

                                    The amounts of the monthly payments of interest on the
                                    three DDR/DRA Notes are approximately $1,982,838.
                                    The DDR/DRA Properties contain approximately 4,217,942
                                    square feet of gross leasable area ("GLA") of retail
                                    space. As of June 30, 1997, the occupancy rate of the
                                    DDR/DRA Properties ranged from approximately 83% to 100%
                                    and the annualized base rent for such properties was
                                    approximately $11.91 per square foot of GLA. The 5
                                    largest tenants (based on annual base rental payments)
                                    for the DDR/DRA Properties are Wal-Mart, Barnes & Noble,
                                    General Cinema, Office Max and Builders Square.
                                    Appraisals performed for the DDR/DRA Properties between
                                    July 1, 1997 and August 1, 1997 determined an aggregate
                                    value of approximately $529,500,000.
  B. THE COURTYARD LOAN AND
    PROPERTIES....................  The "Courtyard Loan" has a principal balance as of the
                                    Cut-Off Date of approximately $321,577,850 and is
                                    secured by Mortgages (the "Courtyard Mortgages")
                                    encumbering 50 hotels located in 16 states (the
                                    "Courtyard Properties"). The Courtyard Mortgages are
                                    cross-collateralized and cross-defaulted. The borrower
                                    under the Courtyard Loan is Courtyard by Marriott
                                    Limited Partnership (the "Courtyard Borrower"). The
                                    general partner of the Courtyard Borrower is indirectly
                                    owned by Host Marriott Corporation, whose common stock
                                    is traded on the NYSE under the listing symbol "HMT".
                                    The Courtyard Loan bears interest at a fixed rate per
                                    annum equal to 7.865% (the "Courtyard Base Interest
                                    Rate") through April 9, 2012. From and after April 10,
                                    2012 (the "Courtyard Anticipated Repayment Date"), the
                                    Courtyard Loan accrues interest at a rate per annum (the
                                    "Courtyard Adjusted Interest Rate") which is fixed on
                                    the Courtyard Anticipated Repayment Date as the greater
                                    of (a) the Courtyard Base Interest Rate plus 2% and (b)
                                    the average yield calculated by linear interpolation of
                                    U.S. Treasury Constant Maturities with terms (one longer
                                    and one shorter) most nearly approximating those of U.S.
                                    Obligations having maturities as close as possible to
                                    the 15th anniversary of the Courtyard Anticipated
                                    Repayment Date, plus 2%. The interest accrued at the
                                    excess of the Courtyard Adjusted Interest Rate over the
                                    Courtyard Base Interest Rate will be deferred and added
                                    to the principal amount of the Courtyard Loan and will
                                    bear interest at the Courtyard Adjusted Interest Rate
                                    (such accrued and deferred interest and interest
                                    thereon, the "Courtyard Excess Interest"). Interest on
                                    the Courtyard Loan is calculated on the basis of the
                                    actual number of days elapsed and a 360-day year.

                                    The Courtyard Loan matures on April 10, 2017 (the
                                    "Courtyard Maturity Date") but may be prepaid in whole
                                    or in part without payment of a yield maintenance
                                    premium on or after October 10, 2011 provided there is
                                    no event of default. Commencing on May 9, 1997, the
                                    Courtyard Loan requires 240 monthly payments of
                                    principal and interest (calculated based on the basis of
                                    the actual number of days elapsed and a 360-day year) of

                                    approximately $2,691,188 each (the "Courtyard Monthly
                                    Debt Service Payment") (based on a 240-month
                                    amortization schedule and the Courtyard Base Interest
                                    Rate). Commencing on the first Due Date after the
                                    Courtyard Anticipated Repayment Date, in addition to the
                                    Courtyard Monthly Debt Service Payments, the Courtyard
                                    Borrower is required to apply 100% of the Courtyard
                                    Excess Cash Flow (as defined herein under "Description
                                    of the Mortgage Loans and Mortgaged Properties--The
                                    Courtyard Loan and Properties--The Loan-- Payment
                                    Terms") for all Courtyard Accounting Periods for which
                                    the operating profit payment date occurred during the
                                    Courtyard Debt Service Period relating to such Due Date
                                    for application in the following order of priority: (a)
                                    to the outstanding principal balance of the Courtyard
                                    Loan until such principal is reduced to zero (b) to
                                    unpaid default interest and (c) to the Courtyard Excess
                                    Interest. The scheduled principal balance of the
                                    Courtyard Loan as of the Courtyard Anticipated Repayment
                                    Date is approximately $134,955,706.

                                    The Courtyard Properties consist of 50 limited service
                                    hotels operated as Courtyard by Marriott hotels under
                                    management of Courtyard Management Corporation (the
                                    "Courtyard Manager"), a wholly owned subsidiary of
                                    Marriott International, Inc. The properties contain in
                                    the aggregate 7,223 guest rooms, with each individual
                                    Courtyard Property having between 127 guest rooms and
                                    154 guest rooms and averaging 145 guest rooms per
                                    Courtyard Property. All of the Courtyard Properties were
                                    built between 1983 and 1987. The average occupancy rate
                                    of the hotels as of December 31, 1996 ranged from 70% to
                                    94%, with a weighted average of 80%, weighted based on
                                    Allocated Loan Amount. The ADRs as of December 31, 1996
                                    for the Courtyard Properties ranged from approximately
                                    $62 to $100 with a weighted average of $78. The
                                    appraisals dated January 1, 1997 determined an aggregate
                                    market value of $574,900,000 for all of the Courtyard
                                    Properties held as a portfolio.
  C. THE WORLDWIDE PLAZA LOAN AND
    PROPERTY......................  The "Worldwide Plaza Loan" had a principal balance as of the Cut-Off Date of approximately $273,576,031, and is
                                    secured by a mortgage (the "Worldwide Plaza Mortgage")
                                    encumbering a 47-story office tower in New York, New
                                    York (the "Worldwide Plaza Property"). The Worldwide
                                    Plaza Loan is comprised of three principal components
                                    (each a "Worldwide Plaza Component"). Two of such
                                    principal components bear interest at a fixed rate; the
                                    first in the amount of $118,576,031 (the "Worldwide
                                    Plaza Fixed Component A") and the second in the amount
                                    of $105,000,000 (the "Worldwide Plaza Fixed Component B"
                                    and, together with the Worldwide Plaza Fixed Component
                                    A, the "Worldwide Plaza Fixed Components"). The third
                                    principal component bears interest at a variable rate
                                    and has a principal amount of $50,000,000 (the
                                    "Worldwide Plaza LIBOR Component"). Scheduled payments
                                    of principal will be applied to reduce the outstanding
                                    principal balance of the

                                    Worldwide Plaza Loan in the following order; first, to
                                    the payment of the Worldwide Plaza Fixed Component A
                                    until such amount is paid in full; second, to the
                                    Worldwide Plaza LIBOR Component, until such amount is
                                    paid in full; and third, to the Worldwide Plaza Fixed
                                    Component B until such amount is paid in full. The
                                    borrower under the Worldwide Plaza Loan is BRE/
                                    Worldwide L.L.C. (the "Worldwide Plaza Borrower"). The
                                    Worldwide Plaza Borrower is an affiliate of Blackstone
                                    Real Estate Advisors L.P.

                                    The Worldwide Plaza Fixed Components bear interest at a
                                    fixed rate per annum of 7.920% (the "Worldwide Plaza
                                    Fixed Interest Rate") until July 10, 2004 (the
                                    "Worldwide Plaza Anticipated Repayment Date"). The
                                    Worldwide Plaza Borrower has provided a $2,000,000
                                    letter of credit from The Chase Manhattan Bank, N.A. The
                                    Worldwide Plaza Borrower is also required, pursuant to
                                    the terms of the Worldwide Plaza Loan, to fund an
                                    additional $2,000,000 in cash or by an additional letter
                                    of credit on each August 1 starting in 1998 and ending
                                    in 2003 (such deposits, the "Worldwide Plaza Additional
                                    Collateral"). The scheduled principal balance of the
                                    Worldwide Plaza Loan as of the Worldwide Plaza
                                    Anticipated Repayment Date after taking into account
                                    application of the Worldwide Plaza Additional Collateral
                                    to reduction of the principal amount of the Worldwide
                                    Plaza Loan will be approximately $209,107,025. The
                                    Worldwide Plaza LIBOR Component bears interest at LIBOR
                                    plus 0.55% (the "Worldwide Plaza LIBOR Rate") until the
                                    Worldwide Plaza Anticipated Repayment Date. On and after
                                    the Worldwide Plaza Anticipated Repayment Date, the
                                    Worldwide Plaza LIBOR Rate will be equal to the
                                    Worldwide Plaza Fixed Interest Rate. On and after the
                                    Worldwide Plaza Anticipated Repayment Date, all 3
                                    components of the Worldwide Plaza Loan will accrue
                                    interest at a per annum rate (the "Worldwide Plaza
                                    Adjusted Interest Rate") which is fixed on the Worldwide
                                    Plaza Anticipated Repayment Date as the greater of (i)
                                    the Worldwide Plaza Fixed Interest Rate plus 2% or (ii)
                                    the average yield, calculated by linear interpolation of
                                    the yields on U.S. Treasury Obligations with terms (one
                                    longer and one shorter) most nearly approximating those
                                    of U.S. Obligations having maturities as close as
                                    possible to the Worldwide Plaza Maturity Date plus 2%.

                                    All interest accrued at the excess of the Worldwide
                                    Plaza Adjusted Interest Rate over the Worldwide Plaza
                                    Fixed Interest Rate (the "Worldwide Plaza Excess
                                    Interest") will be deferred without interest and will
                                    not be paid until after the principal balance of the
                                    Worldwide Plaza Pool Loan has been reduced to zero.
                                    Interest on the Worldwide Plaza Fixed Components is
                                    calculated based on the actual number of days elapsed
                                    and a 360-day year.

                                    The Worldwide Plaza Borrower has entered into an
                                    interest rate cap agreement in a notional amount equal
                                    to the initial aggregate principal amount of the
                                    Worldwide Plaza LIBOR Component with a term of 7 years,
                                    requiring payment by a counterparty approved by the
                                    Ratings Agencies of all interest on such notional amount
                                    in excess of 9%. See "Risk Factors--The Mortgage
                                    Loans--Risks Relating to the Worldwide Plaza Interest
                                    Rate Cap Agreement" and "Description of the Mortgage
                                    Loans and Mortgaged Properties--The Worldwide Plaza Loan
                                    and Property--The Loan--Payment Terms".

                                    The Worldwide Plaza Loan is scheduled to mature on July
                                    10, 2017. The Worldwide Plaza Fixed Components may be
                                    prepaid, in whole or in part, without payment of any
                                    yield maintenance charge or prepayment premium on the
                                    Worldwide Plaza Anticipated Repayment Date and on any
                                    Due Date thereafter. The Worldwide Plaza LIBOR Component
                                    is prepayable without payment of any prepayment premium
                                    on any Due Date upon at least 15 Business Days' prior
                                    written notice. Commencing on August 10, 1997, the
                                    Worldwide Plaza Loan requires 240 monthly payments of
                                    principal and interest of approximately $2,238,964 each
                                    (based on a 240-month amortization schedule, the
                                    Worldwide Plaza Fixed Interest Rate and an assumed
                                    Worldwide Plaza LIBOR Rate of 6.200%).

                                    Additionally, provided that no event of default under
                                    the Worldwide Plaza Loan documents shall have occurred
                                    and be continuing, the Master Servicer will cause the
                                    funds held in the Worldwide Plaza Cash Management
                                    Account to be distributed on a monthly basis in the
                                    following order: (a) to fund the tax and insurance
                                    escrow fund, (b) to fund payment of interest on the
                                    Worldwide Plaza Fixed Component A at the Worldwide Plaza
                                    Fixed Interest Rate, (c) to fund payment of interest on
                                    the Worldwide Plaza LIBOR Component at the Worldwide
                                    Plaza LIBOR Rate, (d) to fund payment of interest on the
                                    Worldwide Plaza Fixed Component B at the Worldwide Plaza
                                    Fixed Interest Rate, (e) to fund payment of the
                                    Worldwide Plaza Principal Reduction Payment, (f) to pay
                                    other amounts due under the Worldwide Plaza loan
                                    documents, (g) if after the Worldwide Plaza Anticipated
                                    Repayment Date, to fund payments for monthly cash
                                    expenses incurred in accordance with the related
                                    approved annual budget, (h) if after the Worldwide Plaza
                                    Anticipated Repayment Date, to fund payments for
                                    extraordinary expenses approved by the Master Servicer,
                                    (i) if after the Worldwide Plaza Anticipated Repayment
                                    Date, to pay principal until the outstanding principal
                                    balance of the Worldwide Plaza Loan is reduced to zero,
                                    (j) if on or after the Worldwide Plaza Anticipated
                                    Repayment Date, to pay the Worldwide Plaza Excess
                                    Interest, and (k) to make payment to the Worldwide Plaza
                                    Borrower of any excess amount.

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                                    Upon the occurrence of an event of default under the
                                    Worldwide Plaza Loan documents, the Master Servicer will
                                    be required by the Pooling Agreement to apply the funds
                                    in the Worldwide Plaza Cash Management Account in the
                                    following order: (a) to fund the tax and insurance
                                    escrow fund in accordance with the Servicing Standard
                                    (b) to fund payment of interest on the Worldwide Plaza
                                    Fixed Component A at the Worldwide Plaza Fixed Interest
                                    Rate, (c) to fund payment of interest on the Worldwide
                                    Plaza LIBOR Component at the Worldwide Plaza LIBOR Rate,
                                    (d) to fund payment of interest on the Worldwide Plaza
                                    Fixed Component B at the Worldwide Plaza Fixed Interest
                                    Rate, (e) to fund payment of principal on the Worldwide
                                    Plaza Fixed Component A, (f) to fund payment of
                                    principal on the Worldwide Plaza LIBOR Component, (g) to
                                    fund payment of principal on the Worldwide Plaza Fixed
                                    Component B, (h) to fund payment of the Worldwide Plaza
                                    default interest and (i) to pay other amounts due under
                                    the Worldwide Plaza Loan documents.

                                    The Worldwide Plaza Property consists of a 47-story
                                    office tower completed in 1989, and located in New York,
                                    New York. The Worldwide Plaza Property has a GLA of
                                    approximately 1,816,525 square feet. The occupancy rate
                                    of the Worldwide Plaza Property, as of June 12, 1997 was
                                    approximately 98.3%. Major tenants of the Worldwide
                                    Plaza Property include Ogilvy & Mather Worldwide, Inc.,
                                    Cravath, Swaine & Moore and Polygram Holding Inc. An
                                    appraisal performed as of July 25, 1997 determined a
                                    combined value of $416,000,000 for the Worldwide Plaza
                                    Property and the Worldwide Plaza Amenities Parcel.

  D. THE PRENTISS LOAN AND
    PROPERTIES....................  The "Prentiss Loan" has a principal balance as of the
                                    Cut-Off Date of $180,100,000 and is secured by Mortgages
                                    (the "Prentiss Mortgages") encumbering 8 office
                                    properties located in Illinois, Virginia, Texas, and
                                    Michigan, and 4 industrial and warehouse properties
                                    located in Illinois, California, Missouri, and Wisconsin
                                    (the "Prentiss Properties"). Certain of the Prentiss
                                    Properties consist of multiple Mortgaged Properties, as
                                    described herein under "Description of the Mortgage
                                    Loans and Mortgaged Properties--The Prentiss Loan and
                                    Properties." The Prentiss Mortgages are
                                    cross-collateralized and cross-defaulted. The borrower
                                    under the Prentiss Loan is Prentiss Properties Real
                                    Estate Fund I, L.P. (the "Prentiss Borrower"). The
                                    Prentiss Borrower is owned by affiliates of Prentiss
                                    Properties Trust (the "Prentiss REIT"), whose common
                                    stock is traded on the NYSE under the listing symbol
                                    "PP." The Prentiss Loan bears interest at a fixed rate
                                    per annum equal to 7.579% (the "Prentiss Base Interest
                                    Rate") through February 25, 2007. From and after
                                    February 26, 2007 (the "Prentiss Anticipated Repayment
                                    Date"), the Prentiss Loan accrues interest at a rate per
                                    annum (the "Prentiss Adjusted Interest Rate"), which is
                                    fixed on the
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                                    Prentiss Anticipated Repayment Date, equal to the
                                    greater of (a) the Prentiss Base Interest Rate plus 2%
                                    and (b) the yield calculated by linear interpolation of
                                    noncallable U.S. Treasury Obligations with terms (one
                                    longer and one shorter) most nearly approximating the
                                    period from such date of determination to the Prentiss
                                    Maturity Date plus 2%. The interest accrued at the
                                    excess of the Prentiss Adjusted Interest Rate over the
                                    Prentiss Base Interest Rate will be deferred until the
                                    principal balance of the Prentiss Loan has been reduced
                                    to zero. The interest accrued at the excess of the
                                    Prentiss Adjusted Interest Rate over the Prentiss Base
                                    Interest Rate will be deferred and will bear interest at
                                    the Prentiss Adjusted Interest Rate (such accrued and
                                    deferred interest and interest thereon, the "Prentiss
                                    Excess Interest"). Interest on the Prentiss Loan is
                                    calculated on the basis of the actual number of days
                                    elapsed and a 360-day year.

                                    The Prentiss Loan is scheduled to mature on February 26,
                                    2027 (the "Prentiss Maturity Date") but may be prepaid
                                    in whole or in part without payment of a yield
                                    maintenance premium on or after November 26, 2006. The
                                    Prentiss Loan requires monthly payments of interest (the
                                    "Prentiss Monthly Debt Service Payments") of
                                    approximately $1,137,482 until the Prentiss Anticipated
                                    Repayment Date. Commencing on the first Due Date after
                                    the Prentiss Anticipated Repayment Date, the Prentiss
                                    Loan requires 240 monthly payments of principal and
                                    interest (calculated based on the actual number of days
                                    elapsed and a 360-day year) based on a 240-month
                                    amortization schedule and the Prentiss Base Interest
                                    Rate which is scheduled to be equal to approximately
                                    $1,459,586 (the "Prentiss ARD Monthly Debt Service
                                    Payments"). Beginning on the first Due Date after the
                                    Prentiss Anticipated Repayment Date, in addition to the
                                    payment of the Prentiss ARD Monthly Debt Service
                                    Payments, the Prentiss Borrower is required to apply
                                    100% of the Prentiss Excess Cash Flow (as defined herein
                                    under "Description of the Mortgage Loans and Mortgaged
                                    Properties--The Prentiss Loan and Properties--The Loan--
                                    Payment Terms") for the month preceding the month in
                                    which the Due Date occurs in the following order of
                                    priority: (a) to the outstanding principal balance of
                                    the Prentiss Loan until such principal is reduced to
                                    zero and (b) to the Prentiss Excess Interest. The
                                    scheduled principal balance of the Prentiss Loan as of
                                    the Prentiss Anticipated Repayment Date is $180,100,000.

                                    The Prentiss Properties contain approximately 1,451,486
                                    square feet of GLA that is office space and
                                    approximately 4,350,148 square feet of GLA that is
                                    industrial/warehouse space. The occupancy rate of the
                                    properties as of June 30, 1997 was approximately 95% for
                                    the office space and 99% for the industrial/warehouse
                                    space. The Prentiss Properties had an annualized base
                                    rent for office and industrial/warehouse space of $16.95
                                    and $3.36 per square foot of occupied GLA, respectively.
                                    The 5 largest tenants of the office properties based
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                                      S-18
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                                    on annualized base rent are Hoechst Celanese Corp.,
                                    CIGNA, Grumman Data Systems Corp., Premark
                                    International, and The Wyatt Company. The 5 largest
                                    tenants based on annualized based rent of the
                                    industrial/warehouse properties are Nippon Express
                                    U.S.A., C&H Distributors, Dunlop Tire Corp., Michelin
                                    Tire Corp., and the U.S. Postal Sevice. The aggregate
                                    value of the Prentiss Properties has been determined by
                                    LB Holdings, based on financial and other information
                                    provided by the Prentiss Borrower and on information
                                    prepared on LB Holdings' behalf by third parties, to be
                                    approximately $300,100,000.

  E. THE ARDEN LOAN AND
    PROPERTIES....................  The "Arden Loan" has a principal balance as of the
                                    Cut-Off Date of $175,000,000 and is secured by a
                                    Mortgage (the "Arden Mortgage") encumbering 17 suburban
                                    office properties located in the Los Angeles and Orange
                                    County region of California (the "Arden Properties").
                                    The borrower under the Arden Loan is Arden Realty
                                    Finance Partnership, L.P. (the "Arden Borrower"). The
                                    Arden Borrower is owned by Arden Realty, Inc. (the
                                    "Arden REIT"), whose common stock is traded on the NYSE
                                    under the listing symbol "ARI," and an affiliate of the
                                    Arden REIT. The Arden Loan bears interest at a fixed
                                    rate per annum equal to 7.520% (the "Arden Base Interest
                                    Rate") through June 10, 2004. From June 11, 2004 (the
                                    "Arden Anticipated Repayment Date"), the Arden Loan
                                    bears interest at a rate per annum (the "Arden Adjusted
                                    Interest Rate"), which is fixed on the Arden Anticipated
                                    Repayment Date, equal to the greater of (a) the Arden
                                    Base Interest Rate plus 2% and (b) the yield calculated
                                    by linear interpolation of noncallable U.S. Treasury
                                    Obligations with terms (one longer and one shorter) most
                                    nearly approximating the period from such date of
                                    determination to the 25th anniversary of the Arden
                                    Anticipated Repayment Date plus 2%. The interest accrued
                                    at the excess of the Arden Adjusted Interest Rate over
                                    the Arden Base Interest Rate will be deferred until the
                                    principal balance of the Arden Loan has been reduced to
                                    zero. The interest accrued at the excess of the Arden
                                    Adjusted Interest Rate over the Arden Base Interest Rate
                                    will be deferred and will bear interest at the Arden
                                    Adjusted Interest Rate (such accrued and deferred
                                    interest and interest thereon, the "Arden Excess
                                    Interest"). Interest on the Arden Loan is calculated on
                                    the basis of the actual number of days elapsed and a
                                    360-day year.

                                    The Arden Loan is scheduled to mature on June 10, 2029
                                    (the "Arden Maturity Date") but may be prepaid in whole
                                    or in part without payment of a yield maintenance
                                    premium on or after 3 months prior to the Arden
                                    Anticipated Repayment Date (the "Arden Permitted
                                    Prepayment Date"). The Arden Loan requires monthly
                                    payments of interest (the "Arden Monthly Debt Service
                                    Payments") of approximately $1,096,667 until the Arden
                                    Anticipated Repayment Date. Commencing on the first
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                                    Due Date after the Arden Anticipated Repayment Date, the
                                    Arden Loan requires 300 monthly payments of principal
                                    and interest (calculated based on the actual number of
                                    days elapsed and a 360-day year) based on a 300-month
                                    amortization schedule and the Arden Base Interest Rate,
                                    which is scheduled to be equal to approximately
                                    $1,295,512 (the "Arden ARD Monthly Debt Service
                                    Payments"). Beginning on the first Due Date after the
                                    Arden Anticipated Repayment Date, in addition to the
                                    payment of the Arden ARD Monthly Debt Service Payments,
                                    the Arden Borrower is required to apply 100% of the
                                    Arden Excess Cash Flow (as defined below under
                                    "Description of the Mortgage Loans and Mortgaged
                                    Properties--The Arden Loan and Properties--The
                                    Loan--Payment Terms") for the month preceding the month
                                    in which the Due Date occurs in the following order of
                                    priority: (a) to the outstanding principal balance of
                                    the Arden Loan until such principal is reduced to zero
                                    and (b) to the Arden Excess Interest. The scheduled
                                    principal balance of the Arden Loan as of the Arden
                                    Anticipated Repayment Date is expected to be
                                    $175,000,000.

                                    The Arden Properties contain approximately 2,695,356
                                    square feet of GLA. The weighted average occupancy rate
                                    of the properties as of June 30, 1997 was approximately
                                    91.3%. The Arden Properties had an annualized base rent
                                    of $18.43 per square foot of occupied GLA. The 5 largest
                                    tenants based on annualized base rent of the Arden
                                    Properties are the State Compensation Insurance Fund,
                                    Pepperdine University, Southern Pacific Transportation
                                    Company, RDA/Logicon, Inc. and Earth Technology Corp.
                                    The aggregate value of the Arden Properties has been
                                    determined by LB Holdings, based on financial and other
                                    information provided by the Arden Borrower and on
                                    information prepared on LB Holdings' behalf by third
                                    parties, to be approximately $342,000,000.

  F. THE VILLA MARINA LOAN AND
    PROPERTY......................  The "Villa Marina Loan" has a principal balance as of the Cut-Off Date of $58,000,000 and is secured by a Deed
                                    of Trust (the "Villa Marina Mortgage") encumbering 2
                                    adjoining retail properties which form an urban
                                    marketplace in the Marina del Rey area of Los Angeles,
                                    California (the "Villa Marina Property"). The borrower
                                    under the Villa Marina Loan is Macerich Marina Limited
                                    Partnership (the "Villa Marina Borrower"). The Villa
                                    Marina Borrower is an affiliate of The Macerich Company,
                                    whose common stock is traded on the NYSE under the
                                    listing symbol "MAC." The Villa Marina Loan bears
                                    interest at a fixed rate per annum equal to 7.225% (the
                                    "Villa Marina Base Interest Rate") through October 9,
                                    2006. From October 10, 2006 (the "Villa Marina
                                    Anticipated Repayment Date"), the Villa Marina Loan
                                    bears interest at a fixed rate per annum (the "Villa
                                    Marina Adjusted Interest Rate") set on the Villa Marina
                                    Anticipated Repayment Date as the greater of (a) the
                                    Villa Marina Base Interest Rate plus 2%
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                                      S-20
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                                    or (b) the yield on the U.S. Treasury Obligation
                                    (primary issue) with a maturity date closest to October
                                    10, 2031, such yield being based on the bid price for
                                    such issue as published in The Wall Street Journal on
                                    September 27, 2006, plus 2%. The interest accrued at the
                                    excess of the Villa Marina Adjusted Interest Rate over
                                    the Villa Marina Base Interest Rate will be deferred
                                    until the principal balance of the Villa Marina Loan has
                                    been reduced to zero. The interest accrued at the excess
                                    of the Villa Marina Adjusted Interest Rate over the
                                    Villa Marina Base Interest Rate will be deferred and
                                    will bear interest at the Villa Marina Adjusted Interest
                                    Rate (such accrued and deferred interest and interest
                                    thereon, the "Villa Marina Excess Interest"). Interest
                                    on the Villa Marina Loan is calculated on the basis of
                                    the actual number of days elapsed and a 360-day year.

                                    The Villa Marina Loan is scheduled to mature on October
                                    10, 2031 (the "Villa Marina Maturity Date") but may be
                                    prepaid in whole or in part without payment of a yield
                                    maintenance premium on or after the Villa Marina
                                    Anticipated Repayment Date. The Villa Marina Loan
                                    requires monthly payments of interest (the "Villa Marina
                                    Monthly Debt Service Payment") of approximately $349,208
                                    until the Villa Marina Anticipated Repayment Date.
                                    Commencing on the first Due Date after the Villa Marina
                                    Anticipated Repayment Date, the Villa Marina Loan
                                    requires 300 monthly payments of principal and interest
                                    (calculated based on the actual number of days elapsed
                                    and a 360-day year) based on a 300-month amortization
                                    schedule and the Villa Marina Base Interest Rate which
                                    is scheduled to be approximately $418,294 (the "Villa
                                    Marina ARD Monthly Debt Service Payments"). Beginning on
                                    the first Due Date after the Villa Marina Anticipated
                                    Repayment Date, in addition to the payment of the Villa
                                    Marina ARD Monthly Debt Service Payments, the Villa
                                    Marina Borrower is required to apply 100% of the Villa
                                    Marina Excess Cash Flow (as defined below under
                                    "Description of the Mortgage Loans and Mortgaged
                                    Properties--The Villa Marina Loan and Property--The
                                    Loan-- Payment Terms") for the month preceding the month
                                    in which the Due Date occurs in the following order of
                                    priority: (a) to the outstanding principal balance of
                                    the Villa Marina Loan until such principal is reduced to
                                    zero and (b) to the Villa Marina Excess Interest. The
                                    scheduled principal balance of the Villa Marina Loan as
                                    of the Villa Marina Anticipated Repayment Date is
                                    expected to be approximately $58,000,000.

                                    The Villa Marina Property contains retail tenant space
                                    with a GLA of approximately 448,579 square feet. The
                                    occupancy rate of the property as of June 30, 1997 was
                                    approximately 96%. The Villa Marina Property had an
                                    annualized base rent of approximately $20.05 per square
                                    foot of occupied GLA. The aggregate value of the Villa
                                    Marina Property has been determined by LB Holdings,
                                    based on financial and other information provided to LB
                                    Holdings and on information
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                                    prepared on LB Holdings' behalf by third parties to be
                                    approximately $101,100,000.

  G. THE VALLEY VIEW LOAN AND
    PROPERTY......................  The "Valley View Loan" has a principal balance as of the
                                    Cut-Off Date of $51,000,000 and is secured by a Deed of
                                    Trust (the "Valley View Mortgage") encumbering the
                                    Valley View Borrower's interest in a regional mall in
                                    Dallas, Texas (the "Valley View Property"). The borrower
                                    under the Valley View Loan is Macerich Valley View
                                    Limited Partnership (the "Valley View Borrower"). The
                                    Valley View Borrower is an affiliate of The Macerich
                                    Company, whose common stock is traded on the NYSE under
                                    the listing symbol "MAC." The Valley View Loan bears
                                    interest at a fixed rate per annum equal to 7.890% (the
                                    "Valley View Base Interest Rate") through October 9,
                                    2006. From October 10, 2006 (the "Valley View
                                    Anticipated Repayment Date"), the Valley View Loan bears
                                    interest at a fixed rate per annum (the "Valley View
                                    Adjusted Interest Rate") set on the Valley View
                                    Anticipated Repayment Date as the greater of (a) the
                                    Valley View Base Interest Rate plus 2% or (b) the yield
                                    on the U.S. Treasury Obligation (primary issue) with a
                                    maturity date closest to October 10, 2031, such yield
                                    being based on the bid price for such issue as published
                                    in The Wall Street Journal on September 27, 2006, plus
                                    2%. The interest accrued at the excess of the Valley
                                    View Adjusted Interest Rate over the Valley View Base
                                    Interest Rate will be deferred until the principal
                                    balance of the Valley View Loan has been reduced to
                                    zero. The interest accrued at the excess of the Valley
                                    View Adjusted Interest Rate over the Valley View Base
                                    Interest Rate will be deferred and will bear interest at
                                    the Valley View Adjusted Interest Rate (such accrued and
                                    deferred interest and interest thereon, the "Valley View
                                    Excess Interest"). Interest on the Valley View Loan is
                                    calculated on the basis of the actual number of days
                                    elapsed and a 360-day year.

                                    The Valley View Loan is scheduled to mature on October
                                    10, 2031 (the "Valley View Maturity Date") but may be
                                    prepaid in whole or in part without payment of a yield
                                    maintenance premium on or after the Valley View
                                    Anticipated Repayment Date. The Valley View Loan
                                    requires monthly payments of interest (the "Valley View
                                    Monthly Debt Service Payment") of approximately $335,325
                                    until the Valley View Anticipated Repayment Date.
                                    Commencing on the first Due Date after the Valley View
                                    Anticipated Repayment Date, the Valley View Loan
                                    requires 300 monthly payments of principal and interest
                                    (calculated based on the actual number of days elapsed
                                    and a 360-day year) based on a 300-month amortization
                                    schedule and the Valley View Base Interest Rate which is
                                    scheduled to be approximately $389,917 (the "Valley View
                                    ARD Monthly Debt Service Payments"). Beginning on the
                                    first Due Date after the Valley View Anticipated
                                    Repayment Date, in addition to the payment of the Valley
                                    View ARD Monthly Debt Service
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                                    Payments, the Valley View Borrower is required to apply
                                    100% of the Valley View Excess Cash Flow (as defined
                                    below under "Description of the Mortgage Loans and
                                    Mortgaged Properties--The Valley View Loan and
                                    Property--The Loan-- Payment Terms") for the month
                                    preceding the month in which the Due Date occurs in the
                                    following order of priority: (a) to the outstanding
                                    principal balance of the Valley View Loan until such
                                    principal is reduced to zero and (b) to the Valley View
                                    Excess Interest. The scheduled principal balance of the
                                    Valley View Loan as of the Valley View Anticipated
                                    Repayment Date is approximately $51,000,000.

                                    The Valley View Property contains approximately 686,296
                                    square feet of GLA, which includes approximately 220,000
                                    square feet leased by JC Penney and does not include the
                                    approximately 838,000 square feet of owner occupied
                                    space located in the Valley View mall. The occupancy
                                    rate of the Valley View Property as of June 30, 1997 was
                                    approximately 94%, which includes leased but not
                                    occupied space and owner occupied space. The Valley View
                                    Property had an annualized base rent of approximately
                                    $21.00 per square foot of occupied GLA (excluding anchor
                                    tenants). The aggregate value of the Valley View
                                    Property has been determined by LB Holdings, based on
                                    financial and other information provided to LB Holdings
                                    and on information prepared on LB Holdings' behalf by
                                    third parties to be approximately $95,700,000.

  H. THE SUN COMMUNITIES LOAN AND
    PROPERTY......................  The "Sun Communities Loan" has a principal balance as of the Cut-Off Date of approximately $44,963,187 and is
                                    evidenced by two separate notes issued by two related
                                    borrowers. The first Note, having a principal balance of
                                    approximately $25,978,730 (the "Sun Communities Note
                                    A"), was issued by Sun Communities Funding Limited
                                    Partnership (the "Sun Communities Borrower A"). The
                                    second Note (the "Sun Communities Note B" and together
                                    with the Sun Communities Note A, the "Sun Communities
                                    Notes"), having a principal balance of approximately
                                    $18,984,457, was issued by Miami Lakes Venture
                                    Associates (the "Sun Communities Borrower B" together
                                    with the Sun Communities Borrower A, the "Sun
                                    Communities Borrowers"). The Sun Communities Borrowers
                                    are owned by Sun Communities, Inc., whose common stock
                                    is traded on the NYSE under the listing symbol "SUI."
                                    The Sun Communities Note B is guaranteed pursuant to a
                                    guaranty of payment executed by the Sun Communities
                                    Borrower A (the "Sun Guaranty"). The Sun Communities
                                    Note A and the Sun Guaranty are secured by first
                                    Mortgages (the "Sun Communities A Mortgages")
                                    encumbering six manufactured housing communities (the
                                    "Sun Communities A Properties") in the following
                                    locations: Edwardsville, Kansas; Bristol, Indiana;
                                    Perry, Michigan; Battle Creek, Michigan; Jackson,
                                    Michigan; and Grand Rapids, Michigan. The Sun
                                    Communities Note B is
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                                    secured by a first Mortgage (the "Sun Communities B
                                    Mortgage," and together with the Sun Communities A
                                    Mortgages, the "Sun Communities Mortgages") encumbering
                                    a manufactured housing community (the "Royal Country
                                    Property" and, together with the Sun Communities A
                                    Properties, the "Sun Communities Properties") located in
                                    Miami, Florida. All of the Sun Communities Mortgages are
                                    cross-defaulted. Each of the Sun Communities Notes bears
                                    interest at a fixed rate per annum of 7.010% (the "Sun
                                    Communities Base Interest Rate") through and including
                                    September 9, 2007. From and after September 10, 2007
                                    (the "Sun Communities Anticipated Repayment Date"), the
                                    Sun Communities Loan accrues interest at an interest
                                    rate which is fixed on the Sun Communities Anticipated
                                    Repayment Date at the greater of (a) the Sun Communities
                                    Base Interest Rate plus 2% and (b) the yield on the U.S.
                                    Treasury (primary issue) with a maturity date closest to
                                    September 10, 2027 plus 2% (the "Sun Communities
                                    Adjusted Interest Rate"). Interest accrued at the excess
                                    of the Sun Communities Adjusted Interest Rate over the
                                    Sun Communities Base Interest Rate will be deferred and
                                    will be added to the Sun Communities Loan and will bear
                                    interest at the Sun Communities Adjusted Interest Rate
                                    to the extent permitted by applicable law (such accrued
                                    and deferred interest thereon, the "Sun Communities
                                    Excess Interest"). Interest on the Sun Communities Notes
                                    is calculated on the basis of the actual number of days
                                    elapsed and a 360-day year.

                                    The Sun Communities Notes are scheduled to mature on
                                    September 10, 2027 (the "Sun Communities Maturity
                                    Date"), but may be repaid without the payment of a yield
                                    maintenance premium on or after the commencement of the
                                    period beginning 6 months prior to the Sun Communities
                                    Anticipated Repayment Date (such period, the "Sun
                                    Communities Permitted Prepayment Period"). The Sun
                                    Communities Notes require monthly payments of principal
                                    and interest (the "Sun Communities Monthly Debt Service
                                    Payments"). The amount of the monthly payments on the
                                    two Sun Communities Notes are approximately $299,688 per
                                    month.

                                    The Sun Communities Properties contain approximately
                                    3,375 developed manufactured housing sites. As of June
                                    30, 1997 the occupancy rate of the Sun Communities
                                    Properties ranged from approximately 90.8% to 99.6%. The
                                    aggregate value of the Sun Communities Properties has
                                    been determined by LB Holdings, based on financial and
                                    other information provided by the Sun Communities
                                    Borrowers and on information prepared on LB Holding's
                                    behalf by third parties, to be approximately
                                    $77,200,000.
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  I. ORIGINATORS..................  LB Holdings originated the DDR/DRA Loan, the Courtyard
                                    Loan, the Worldwide Plaza Loan, the Valley View Loan and
                                    the Sun Communities Loan. To facilitate loan closings of
                                    Mortgage Loans secured by California properties, LB
                                    Holdings engaged Lehman Brothers Realty Corporation ("LB
                                    Realty") to originate the Prentiss Loan, the Arden Loan
                                    and the Villa Marina Loan on LB Holdings' behalf. After
                                    origination, LB Holdings acquired such Mortgage Loans
                                    from LB Realty. LB Holdings and LB Realty are
                                    collectively referred to herein as the "Originators".

PREPAYMENT, SALE, SUBSTITUTION AND
  RELEASE PROVISIONS..............  The Mortgage Loans generally prohibit the transfer or sale of the Mortgaged Properties (except (a) to certain
                                    permitted transferees and (b) in connection with a
                                    release and related permitted defeasance or prepayment)
                                    unless the Master Servicer has consented thereto and
                                    there shall have been received written confirmation from
                                    each Rating Agency that such transfer or sale will not,
                                    in and of itself, cause a downgrade, qualification or
                                    withdrawal of any of the then current ratings assigned
                                    to the Certificates. The Prentiss Loan and the Arden
                                    Loan permit substitution of Mortgaged Properties if
                                    certain conditions are met, including written
                                    confirmation from each Rating Agency that such
                                    substitution will not, in and of itself, result in a
                                    downgrade, qualification or withdrawal of any of the
                                    then current ratings assigned to the Certificates. See
                                    "Description of the Mortgage Loans and Mortgaged
                                    Properties--The Prentiss Loan and Properties--The
                                    Loan--Substitution of Mortgaged Properties" and "--The
                                    Arden Loan and Properties--The Loan--Substitution of
                                    Mortgaged Properties" herein.

                                    The terms of the DDR/DRA Loan permit the DDR/DRA II
                                    Borrower to obtain the release from the lien of the
                                    related Mortgage the unimproved, non-revenue producing
                                    outparcel on a portion of the DDR/DRA Property known as
                                    the Independence Commons Property. A condition precedent
                                    to such release of such portion of the Independence
                                    Commons Property is that the DDR/DRA II Borrower deliver
                                    written confirmation from the Rating Agencies that such
                                    release will not result in a downgrade, withdrawal or
                                    qualification of the rating then assigned to the
                                    Certificates by the Rating Agencies. See "Description of
                                    the Mortgage Loans and Mortgaged Properties--The DDR/DRA
                                    Loan and Properties--The Loan-- Other Releases" herein.

                                    The terms of the Villa Marina Loan and the Valley View
                                    Loan permit the related borrowers to obtain the release
                                    from the lien of the related Mortgages of one or more
                                    outparcels or anchor pads (which are unimproved as of
                                    the Closing Date) in connection with an expansion of the
                                    related Mortgaged Property. See "Description of the
                                    Mortgage Loans and Mortgaged Properties--The Villa
                                    Marina Loan and Property-- The Loan--Transfers of
                                    Property and Interest in the Borrower;
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                                      S-25
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                                    Encumbrance", and "--The Valley View Loan and Property--
                                    The Loan--Transfers of Property and Interest in the
                                    Borrower; Encumbrance" herein.

                                    All of the Mortgage Loans (other than the Worldwide
                                    Plaza LIBOR Component) provide that after a specified
                                    period (a "Defeasance Lockout Period") and prior to the
                                    related Anticipated Repayment Date (or in the case of
                                    the DDR/DRA Loan, prior to its maturity date), the
                                    applicable borrower may obtain the release of one or
                                    more of the Mortgaged Properties from the lien of the
                                    related Mortgage upon the pledge to the Trustee of
                                    noncallable U.S. Treasury obligations. Such U.S.
                                    Treasury obligations will generally provide for payments
                                    on or prior to all successive scheduled Due Dates upon
                                    which interest and principal payments are due under the
                                    related Note through and including the respective
                                    Anticipated Repayment Date (or in the case of the
                                    DDR/DRA Loan, its maturity date), in amounts equal to
                                    the portion of the scheduled payments due on such dates
                                    (or, in the case of an Anticipated Repayment Date, an
                                    amount determined as if the related Mortgage Loans were
                                    to mature on such Anticipated Repayment Date) that are
                                    attributable to the portion of the Mortgage Loan
                                    required to be paid with respect to the Mortgaged
                                    Property or Properties to be released. In the event of a
                                    release in connection with a partial defeasance, the
                                    Mortgage Loans secured by multiple Mortgaged Properties
                                    generally require that the principal amount defeased
                                    equal at least a specified amount which is greater than
                                    the Allocated Loan Amount of the Mortgaged Property so
                                    released with certain exceptions (such as in the event
                                    of a partial prepayment in connection with a casualty or
                                    condemnation). Such Mortgage Loans also generally
                                    require that the debt service coverage ratio (as such
                                    term is defined in the related loan agreements) of the
                                    remaining Mortgaged Property or Properties, after giving
                                    effect to such release, be greater than both the debt
                                    service coverage ratio at origination of the related
                                    Mortgage Loan and the debt service coverage ratio
                                    immediately prior to such release.

                                    All of the Mortgage Loans (except the DDR/DRA Loan)
                                    provide that on and after the related Anticipated
                                    Repayment Date, in connection with a prepayment, the
                                    related borrower may obtain the release of one or more
                                    of the related Mortgaged Properties from the lien of the
                                    related Mortgage and in the case of Mortgage Loans
                                    secured by multiple Mortgaged Properties, the Mortgage
                                    Loans generally require that the related borrower prepay
                                    a specified amount which is greater than the Allocated
                                    Loan Amount of the Mortgaged Property released in
                                    connection with such partial prepayment, subject to
                                    certain exceptions such as in the event of a partial
                                    prepayment in connection with a casualty or
                                    condemnation. Such Mortgage Loans also require that the
                                    debt service coverage ratio (as that term is defined in
                                    the respective loan agreements) of the remaining
                                    Mortgaged
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                                      S-26
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                                    Properties, after giving effect to such release, be at
                                    least equal to the greater of each of the debt service
                                    coverage ratio at origination and the debt service
                                    coverage ratio immediately prior to the release.

THE OFFERED CERTIFICATES..........  The Class A-1 Certificates will have an initial
                                    Certificate Principal Amount of $612,000,000.

                                    The Class A-2 Certificates will have an initial
                                    Certificate Principal Amount of $204,000,000.

                                    The Class A-3 Certificates will have an initial
                                    Certificate Principal Amount of $168,434,000.

                                    The Class X-1 Certificates will have an initial Notional
                                    Amount of $1,376,717,068. The Notional Amount of the
                                    Class X-1 Certificates will be equal to the sum of the
                                    Certificate Principal Amounts of the Class A-1, Class
                                    A-2, Class A-3, Class B, Class C-1, Class D, Class E and
                                    Class F Certificates, plus the amount of any unpaid
                                    Interest Shortfalls on such Classes.

                                    The Class B Certificates will have an initial
                                    Certificate Principal Amount of $114,138,000.

                                    The Class C-1 Certificates will have an initial
                                    Certificate Principal Amount of $49,870,000.

                                    The Class C-2 Certificates will have an initial
                                    Certificate Principal Amount of $50,000,000.

                                    The Class X-2 Certificates will have an initial Notional
                                    Amount of $50,000,000. The Notional Amount of the Class
                                    X-2 Certificates through and including the Distribution
                                    Date in July 2004 will be equal to the Certificate
                                    Principal Amount of the Class C-2 Certificates, plus the
                                    amount of any unpaid Interest Shortfall on such Class.
                                    Unless the Notional Amount of the Class X-2 Certificates
                                    has been reduced to zero prior to such date, the Class
                                    X-2 Certificates will be retired following distributions
                                    on the Distribution Date in July 2004. The Class X-2
                                    Certificates will not be entitled to any distributions
                                    after such date.

                                    The Class D Certificates will have an initial
                                    Certificate Principal Amount of $114,137,000.

                                    The Class E Certificates will have an initial
                                    Certificate Principal Amount of $42,802,000.

THE PRIVATE CERTIFICATES..........  The Class F Certificates will have an initial
                                    Certificate Principal Amount of $71,336,068.

                                    The Class T, Class R and Class LR Certificates will not
                                    have Certificate Principal Amounts or Notional Amounts.

                                    The Class F, Class T, Class R, and Class LR Certificates
                                    are not offered hereby.

                                    The Class A-1, Class A-2, Class A-3, Class B, Class C-1,
                                    Class C-2, Class D, Class E and Class F Certificates are
                                    collectively referred to herein as the "P&I
                                    Certificates."
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                                      S-27
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GROUP 1 CERTIFICATES..............  The Class A-1, Class A-2, Class A-3, Class X-1, Class B,
                                    Class C-1, Class D, Class E and Class F Certificates are
                                    collectively referred to as the "Group 1 Certificates."

GROUP 2 CERTIFICATES..............  The Class C-2 and Class X-2 Certificates are
                                    collectively referred to as the "Group 2 Certificates."

CERTIFICATE INTEREST RATES........  The per annum rate at which interest accrues (the
                                    "Certificate Interest Rate") on each Class of Offered
                                    Certificates during any Interest Accrual Period will be
                                    as follows:

                                    The Certificate Interest Rate on the Class A-1, Class
                                    A-2, Class A-3, Class B and Class C-1 Certificates will
                                    be equal to    %,    %,    %,    % and    %,
                                    respectively.

                                    The Certificate Interest Rate on the Class C-2
                                    Certificates will be equal to (i) for each Distribution
                                    Date through the Distribution Date in July 2004, LIBOR
                                    plus    % and (ii) for each Distribution Date
                                    thereafter, the Net Mortgage Rate of the Worldwide Plaza
                                    LIBOR Component (which will be a fixed rate from and
                                    after such time). See "Description of the Mortgage Loans
                                    and Mortgaged Properties--The Worldwide Plaza Loan and
                                    Property--The Loan--Payment Terms" herein for a
                                    description of the Worldwide Plaza LIBOR Component on
                                    which distributions on the Class C-2 Certificates are
                                    generally based.

                                    The Certificate Interest Rate on the Class D
                                    Certificates will be equal to    %.

                                    The Certificate Interest Rate on the Class E
                                    Certificates will be equal to the lesser of (i) the
                                    Group 1 WAC Rate and (ii)    %.

                                    The Certificate Interest Rate on the Class F
                                    Certificates will be equal to the lesser of (i) the
                                    Group 1 WAC Rate and (ii)   %.

                                    For convenience in describing interest distributions,
                                    the Class X-1 Certificates will be deemed to consist of
                                    8 components, the "Class A-1 Component," the "Class A-2
                                    Component," the "Class A-3 Component," the "Class B
                                    Component," the "Class C-1 Component," the "Class D
                                    Component," the "Class E Component" and the "Class F
                                    Component," each of which will have a notional amount
                                    (each, a "Component Notional Amount") equal to, and
                                    which will reduce proportionally with, the Certificate
                                    Principal Amounts of the Class A-1, Class A-2, Class
                                    A-3, Class B, Class C-1, Class D, Class E and Class F
                                    Certificates, respectively, outstanding from time to
                                    time (without giving effect to any Appraisal Reduction
                                    Amounts), plus the amount of any unpaid Interest
                                    Shortfall on such Classes.

                                    The Certificate Interest Rate on the Class X-1
                                    Certificates is a per annum rate equal to the weighted
                                    average of the Certificate Interest Rates on the Class
                                    A-1 Component, Class A-2 Component, Class A-3 Component,
                                    the Class B Component, the Class C-1 Component, the
                                    Class D Component, the Class E
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                                      S-28
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                                    Component and the Class F Component, weighted on the
                                    basis of their respective Component Notional Amounts.
                                    The Certificate Interest Rate on the Class A-1 Component
                                    is a per annum rate equal to the Group 1 WAC Rate minus
                                    the Certificate Interest Rate on the Class A-1
                                    Certificates. The Certificate Interest Rate on the Class
                                    A-2 Component is a per annum rate equal to the Group 1
                                    WAC Rate minus the Certificate Interest Rate on the
                                    Class A-2 Certificates. The Certificate Interest Rate on
                                    the Class A-3 Component is a per annum rate equal to the
                                    Group 1 WAC Rate minus the Certificate Interest Rate on
                                    the Class A-3 Certificates. The Certificate Interest
                                    Rate on the Class B Component is a per annum rate equal
                                    to the Group 1 WAC Rate minus the Certificate Interest
                                    Rate on the Class B Certificates. The Certificate
                                    Interest Rate on the Class C-1 Component is a per annum
                                    rate equal to the Group 1 WAC Rate minus the Certificate
                                    Interest Rate on the Class C-1 Certificates. The
                                    Certificate Interest Rate on the Class D Component is a
                                    per annum rate equal to the Group 1 WAC Rate minus the
                                    Certificate Interest Rate on the Class D Certificates.
                                    The Certificate Interest Rate on the Class E Component
                                    is a per annum rate equal to the Group 1 WAC Rate minus
                                    the Certificate Interest Rate on the Class E
                                    Certificates. The Certificate Interest Rate on the Class
                                    F Component is a per annum rate equal to the Group 1 WAC
                                    Rate minus the Certificate Interest Rate on the Class F
                                    Certificates.

                                    The Certificate Interest Rate on the Class X-2
                                    Certificates for each Distribution Date through the
                                    Distribution Date in July 2004, is a per annum rate
                                    equal to the Net Mortgage Rate on the Worldwide Plaza
                                    LIBOR Component minus the Certificate Interest Rate on
                                    the Class C-2 Certificates. The Class X-2 Certificates
                                    will not be outstanding later than the Distribution Date
                                    in July 2004.

                                    Calculations of interest on the Group 1 Certificates
                                    will be made on the basis of a 360-day year consisting
                                    of twelve 30-day months. Calculations of interest on the
                                    Group 2 Certificates will be made based on the actual
                                    number of days in the applicable Interest Accrual Period
                                    and a 360-day year.

                                    The "Group 1 WAC Rate" with respect to any Distribution
                                    Date is a per annum rate equal to the weighted average
                                    of the Net Mortgage Rates in effect for the Group 1
                                    Loans as of their respective Due Dates in the month
                                    preceding the month in which such Distribution Date
                                    occurs weighted on the basis of their respective Stated
                                    Principal Balances (as defined herein) on such Due
                                    Dates.

                                    The "Net Mortgage Rate" with respect to any Group 1
                                    Mortgage Loan is a per annum rate equal to the related
                                    Mortgage Rate in effect from time to time minus the
                                    Servicing Fee Rate. The Net Mortgage Rate of the
                                    Worldwide Plaza LIBOR Component is a per annum rate
                                    equal to the Mortgage Rate thereof in effect from time
                                    to time minus the Effective
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                                      S-29
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                                    Servicing Fee Rate. For purposes of calculating
                                    Certificate Interest Rates, the Net Mortgage Rate of any
                                    Mortgage Loan will be determined without regard to any
                                    modification, waiver or amendment of the terms, whether
                                    agreed to by the Special Servicer or resulting from a
                                    bankruptcy, insolvency or similar proceeding involving
                                    the related borrower.

                                    The "Mortgage Rate" with respect to any Mortgage Loan or
                                    Worldwide Plaza Component is the per annum rate in
                                    effect from time to time at which interest accrues on
                                    such Mortgage Loan or Worldwide Plaza Component as
                                    stated in the related Note, in each case without giving
                                    effect to the Excess Rate or the Default Rate.
                                    Notwithstanding the foregoing, for purposes of
                                    calculating Certificate Interest Rates of the Group 1
                                    Certificates, the Mortgage Rates of the Group 1 Mortgage
                                    Loans (each of which accrues interest on the basis of a
                                    360-day year and actual days elapsed in each month) for
                                    any one-month period preceding a Due Date will be deemed
                                    to be the annualized rate at which interest would have
                                    to accrue in respect of such Group 1 Mortgage Loan on
                                    the basis of a 360-day year consisting of twelve 30-day
                                    months in order to produce the aggregate amount of
                                    interest actually accrued in respect of such Group 1
                                    Mortgage Loan during such one-month period at the
                                    related Mortgage Rate; provided, however, that with
                                    respect to the DDR/DRA Loan, the Prentiss Loan, the
                                    Arden Loan, the Villa Marina Loan and the Sun
                                    Communities Loan, (i) the Mortgage Rate for the
                                    Collection Period preceding the Due Dates in January and
                                    February in each year that is not a leap year or in
                                    February only in each year that is a leap year will be
                                    determined net of the Withheld Amount with respect to
                                    each such Mortgage Loan and (ii) the Mortgage Rate for
                                    the Collection Period preceding the Due Date in each
                                    March will be determined after taking into account the
                                    addition of the Withheld Amount with respect to each
                                    such Mortgage Loan.

DISTRIBUTIONS.....................  The Mortgage Pool consists of two groups (each, a "Loan
                                    Group"): "Loan Group 1" consists of the Worldwide Plaza
                                    Fixed Components and the other Mortgage Loans
                                    (collectively, the "Group 1 Loans") and "Loan Group 2"
                                    consists of the Worldwide Plaza LIBOR Component (the
                                    "Group 2 Loan"). The aggregate distribution to be made
                                    on the Group 1 Certificates on any Distribution Date
                                    will equal the Available Funds (as defined herein under
                                    "Description of the Offered
                                    Certificates--Distributions--Method, Timing and Amount")
                                    with respect to Loan Group 1. The aggregate distribution
                                    to be made on the Group 2 Certificates on any
                                    Distribution Date will equal the Available Funds with
                                    respect to Loan Group 2. On each Distribution Date, each
                                    Class of Offered Certificates will be entitled to
                                    receive distributions of interest in an amount equal to
                                    the Interest Distribution Amount for such Class and
                                    Distribution Date, to the extent of Available Funds with
                                    respect to the related Loan Group, if any, remaining
                                    after payment to each other outstanding Class of
                                    Certificates, if any, entitled to receive distributions
                                    from such Available Funds prior to such
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                                      S-30
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                                    Class of all amounts to which it is entitled on such
                                    Distribution Date. The Group 1 Certificates are entitled
                                    to receive distributions in order of their sequential
                                    designation. References herein to the sequential
                                    designation of the Classes of Group 1 Certificates means
                                    such Classes in alphabetical and numerical order (or
                                    such Classes in reverse alphabetical and numerical
                                    order) (except in respect of the Class X-1 Certificates,
                                    which will have the same priority as the Class A-1,
                                    Class A-2 and Class A-3 Certificates under the
                                    circumstances described herein). With respect to the
                                    Group 2 Certificates, the Class C-2 and Class X-2
                                    Certificates will be treated pro rata (except where
                                    noted otherwise).

                                    The "Interest Distribution Amount" with respect to any
                                    Distribution Date and each Class of Offered Certificates
                                    will equal (A) the sum of (i) the Interest Accrual
                                    Amount for such Distribution Date and (ii) the Interest
                                    Shortfall, if any, for such Class and such Distribution
                                    Date, less (B) any Excess Prepayment Interest Shortfall
                                    allocated to such Class on such Class and such
                                    Distribution Date as described under "--Excess
                                    Prepayment Interest Shortfalls" below. The "Interest
                                    Accrual Amount" with respect to any Distribution Date
                                    and any Class of P&I Certificates, is equal to interest
                                    for the related Interest Accrual Period at the
                                    Certificate Interest Rate for such Class on the related
                                    Certificate Principal Amount; and with respect to any
                                    Distribution Date and the Class X-1 and Class X-2
                                    Certificates is equal to interest for the related
                                    Interest Accrual Period at the Certificate Interest Rate
                                    for such Class for such Interest Accrual Period on the
                                    Notional Amount of such Class.

                                    An "Interest Shortfall" with respect to any Distribution
                                    Date for any Class of Offered Certificates is the sum of
                                    (a) the excess, if any, of (i) the Interest Distribution
                                    Amount for such Class for the immediately preceding
                                    Distribution Date over (ii) all distributions of
                                    interest (other than any Excess Interest) made with
                                    respect to such Class of Certificates on the immediately
                                    preceding Distribution Date and (b), to the extent
                                    permitted by applicable law, (i) other than in the case
                                    of the Class X-1 and Class X-2 Certificates, one month's
                                    interest on any such excess at the Certificate Interest
                                    Rate applicable to such Class of Certificates for the
                                    current Distribution Date, (ii) in the case of the Class
                                    X-1 Certificates, one month's interest on any such
                                    excess at the Group 1 WAC Rate and (iii) in the case of
                                    the Class X-2 Certificates, one month's interest on any
                                    such excess at the Mortgage Rate on the Worldwide Plaza
                                    LIBOR Component.

                                    For purposes of calculating the Interest Accrual Amount
                                    for any Class of Offered Certificates and any
                                    Distribution Date, any reduction of Certificate
                                    Principal Amount or Notional Amount, as applicable, as a
                                    result of distributions to such Class or any related
                                    Class, respectively, and reductions in Certificate
                                    Principal Amount or Notional Amount, as applicable, as a
                                    result of the occurrence and allocations of Realized
                                    Losses on the
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                                      S-31
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                                    Distribution Date occurring in the related Interest
                                    Accrual Period will be deemed to have been made on the
                                    first day of such Interest Accrual Period.

                                    On each Distribution Date prior to the Cross-over Date
                                    an amount equal to the Principal Distribution Amount (as
                                    such term is defined herein under "Description of the
                                    Offered Certificates--Distributions--Payment
                                    Priorities") with respect to Loan Group 1 will be
                                    distributed, to the extent of related Available Funds
                                    remaining therefor, to the Group 1 Certificates as
                                    follows:
                                    FIRST, to the Class A-1 Certificates, in reduction of
                                    the Certificate Principal Amount thereof, until the
                                    Certificate Principal Amount thereof is reduced to zero;
                                    SECOND, to the Class A-2 Certificates, in reduction of
                                    the Certificate Principal Amount thereof, until the
                                    Certificate Principal Amount thereof is reduced to zero;
                                    THIRD, to the Class A-3 Certificates, in reduction of
                                    the Certificate Principal Amount thereof, until the
                                    Certificate Principal Amount thereof is reduced to zero;
                                    FOURTH, to the Class B Certificates, in reduction of the
                                    Certificate Principal Amount thereof, until the
                                    Certificate Principal Amount thereof is reduced to zero;
                                    FIFTH, to the Class B Certificates, for the unreimbursed
                                    amounts of Realized Losses, if any, up to an amount
                                    equal to the aggregate of such unreimbursed Realized
                                    Losses previously allocated to such Class, plus interest
                                    thereon at the Certificate Interest Rate for such Class
                                    compounded monthly from the date the related Realized
                                    Loss was allocated to such Class;
                                    SIXTH, to the Class C-1 Certificates, in reduction of
                                    the Certificate Principal Amount thereof, until the
                                    Certificate Principal Amount thereof is reduced to zero;
                                    SEVENTH, to the Class C-1 Certificates, for the
                                    unreimbursed amounts of Realized Losses, if any, up to
                                    an amount equal to the aggregate of such unreimbursed
                                    Realized Losses previously allocated to such Class, plus
                                    interest thereon at the Certificate Interest Rate for
                                    such Class compounded monthly from the date the related
                                    Realized Loss was allocated to such Class;
                                    EIGHTH, to the Class D Certificates, in reduction of the
                                    Certificate Principal Amount thereof, until the
                                    Certificate Principal Amount thereof is reduced to zero;
                                    NINTH, to the Class D Certificates, for the unreimbursed
                                    amounts of Realized Losses, if any, up to an amount
                                    equal to the aggregate of such unreimbursed Realized
                                    Losses previously allocated to such Class, plus interest
                                    thereon at the Certificate Interest Rate for such Class
                                    compounded monthly from the date the related Realized
                                    Loss was allocated to such Class;
                                    TENTH, to the Class E Certificates in reduction of the
                                    Certificate Principal Amount thereof, until the
                                    Certificate Principal Amount thereof is reduced to zero;
                                    and
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                                    ELEVENTH, to the Class E Certificates, for the
                                    unreimbursed amounts of Realized Losses, if any, up to
                                    an amount equal to the aggregate of such unreimbursed
                                    Realized Losses previously allocated to such Class, plus
                                    interest thereon at the Certificate Interest Rate for
                                    such Class compounded monthly from the date the related
                                    Realized Loss was allocated to such Class.

                                    On each Distribution Date occurring on and after the
                                    Cross-over Date, regardless of the allocation of
                                    principal payments described in priorities FIRST, SECOND
                                    and THIRD in the preceding sentence, an amount equal to
                                    the Principal Distribution Amount with respect to Loan
                                    Group 1 will be distributed, first, to the Class A-1
                                    Certificates, Class A-2 Certificates and Class A-3
                                    Certificates, pro rata, based on their respective
                                    Certificate Principal Amounts, in reduction of their
                                    respective Certificate Principal Amounts, until the
                                    Certificate Principal Amount of each such Class is
                                    reduced to zero; and second, to the Class A-1
                                    Certificates, Class A-2 Certificates and Class A-3
                                    Certificates, for unreimbursed amounts of Realized
                                    Losses previously allocated to such Classes, plus
                                    interest thereon at the Certificate Interest Rate for
                                    such Class compounded monthly from the date the related
                                    Realized Loss was allocated to such Class, pro rata in
                                    accordance with the amount of such unreimbursed Realized
                                    Losses previously allocated.

                                    The "Cross-over Date" is the Distribution Date on which
                                    the Certificate Principal Amount of each Class of Group
                                    1 Certificates entitled to distributions of principal
                                    other than the Class A-1, Class A-2 and Class A-3
                                    Certificates has been reduced to zero.

                                    On each Distribution Date an amount equal to the
                                    Principal Distribution Amount with respect to Loan Group
                                    2 will be distributed, to the extent of related
                                    Available Funds remaining therefor to the Class C-2
                                    Certificates (i) in reduction of the Certificate
                                    Principal Amount thereof, until the Certificate
                                    Principal Amount thereof is reduced to zero and (ii) for
                                    the unreimbursed amounts of Realized Losses, if any, up
                                    to an amount equal to the aggregate of such unreimbursed
                                    Realized Losses previously allocated to the Class C-2
                                    Certificates, plus interest thereon at the Certificate
                                    Interest Rate for such Class compounded monthly from the
                                    date the related Realized Loss was allocated to such
                                    Class.

                                    All references to "pro rata" in the preceding clauses,
                                    unless otherwise specified, mean pro rata based upon the
                                    amount distributable pursuant to such clause.
                                    Any Prepayment Premiums received on the Group 1 Loans
                                    will be distributed to the holders of the Group 1
                                    Certificates, pro rata, in proportion to each Class' PV
                                    Yield Loss Amount up to the PV Yield Loss Amount of each
                                    Class. See "Description of the Offered
                                    Certificates--Distributions--Prepayment Premiums."

                                    Any Excess Interest received with respect to any
                                    Mortgage Loan will be distributed to Certificateholders
                                    in the manner set forth
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                                      S-33
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                                    under "Description of the Offered
                                    Certificates--Distributions-- Excess Interest" herein.

                                    Except as described in this paragraph, the holders of
                                    the Class T, Class R and Class LR Certificates will not
                                    be entitled to distributions of interest or principal.
                                    The holders of the Class T Certificates will be entitled
                                    to distributions of Net Default Interest, to the extent
                                    set forth in the Pooling Agreement. The holders of the
                                    Class R Certificates will be entitled to receive any
                                    Available Funds remaining in the Upper-Tier Distribution
                                    Account on any Distribution Date after all distributions
                                    with respect to the Regular Certificates on such
                                    Distribution Date have been made. The Class LR
                                    Certificateholders will be entitled to receive any funds
                                    remaining in the Lower-Tier Distribution Account on any
                                    Distribution Date after all distributions with respect
                                    to the regular interests in the Lower-Tier REMIC on such
                                    Distribution Date have been made. The Class LR
                                    Certificateholders will also be entitled to receive the
                                    proceeds of the remaining assets in the Lower-Tier
                                    REMIC, if any, after the Certificate Principal Amounts
                                    of the Regular Certificates have been reduced to zero
                                    and the holders of the Regular Certificates have
                                    received all other distributions to which they are
                                    entitled. It is not anticipated that there will be any
                                    assets remaining in the Lower-Tier REMIC on such date.
                                    See "Description of the Offered
                                    Certificates--Distributions."
P&I ADVANCES......................  The Master Servicer is required to make an advance
                                    (each, a "P&I Advance") in respect of delinquent
                                    Scheduled Payments on the Mortgage Loans, subject to the
                                    limitations described herein. P&I Advances will
                                    generally equal the delinquent portion of the Scheduled
                                    Payment as specified in the related Note (with interest
                                    calculated at the Net Mortgage Rate) plus the portion of
                                    the Trustee Fee related to such Mortgage Loan. The
                                    Master Servicer will not be required to advance Default
                                    Interest, Excess Interest, Prepayment Premiums or
                                    Balloon Payments. The amount required to be advanced in
                                    respect of any Distribution Date and any delinquent
                                    Scheduled Payments on a Mortgage Loan that has been
                                    subject to an Appraisal Reduction Event (as defined
                                    herein) will equal (i) the amount required to be
                                    advanced by the Master Servicer without giving effect to
                                    the related Appraisal Reduction Amount, less (ii) the
                                    product of (a) the amount required to be advanced by the
                                    Master Servicer in respect of delinquent payments of
                                    interest without giving effect to the related Appraisal
                                    Reduction Amount and (b) a fraction, the numerator of
                                    which is the Appraisal Reduction Amount and the
                                    denominator of which is the Stated Principal Balance of
                                    such Mortgage Loan as of the last day of the related
                                    Collection Period. If the Master Servicer fails to make
                                    a required P&I Advance, the Trustee will be required to
                                    make the P&I Advance, and if the Trustee fails to make a
                                    required P&I Advance, the Fiscal Agent will be required
                                    to make such P&I Advance, each subject to a
                                    determination of

                                      S-34
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                                    recoverability. See "The Pooling Agreement--Advances"
                                    herein.

SUBORDINATION.....................  Except as described below, as a means of providing a certain amount of protection to the holders of certain
                                    Classes of Group 1 Certificates against losses
                                    associated with delinquent and defaulted Mortgage Loans,
                                    the rights of the holders of the Class B, Class C-1,
                                    Class D, Class E and Class F Certificates to receive
                                    distributions of principal and/or interest (other than
                                    Excess Interest), as applicable, will be subordinated to
                                    such rights of the holders of the Class A-1, Class A-2,
                                    Class A-3 and Class X-1 Certificates. The Class B
                                    Certificates will likewise be protected by the
                                    subordination of the Class C-1, Class D, Class E and
                                    Class F Certificates. The Class C-1 Certificates will be
                                    likewise protected by the subordination of the Class D,
                                    Class E and Class F Certificates. The Class D
                                    Certificates will be likewise protected by the
                                    subordination of the Class E and Class F Certificates.
                                    The Class E Certificates will likewise be protected by
                                    the subordination of the Class F Certificates. This
                                    subordination will be effected in two ways: (i) by the
                                    preferential right of holders of a Class of Certificates
                                    to receive on any Distribution Date the amounts of
                                    interest (other than Excess Interest) and principal
                                    distributable in respect of such Certificates on such
                                    date prior to any distribution being made on such
                                    Distribution Date in respect of any Classes of
                                    Certificates subordinate thereto and (ii) by the
                                    allocation of Group 1 Realized Losses (as defined under
                                    "Description of the Offered Certificates--Distributions--
                                    Realized Losses" herein) generally first, to the Class F
                                    Certificates; second, to the Class E Certificates; third,
                                    to the Class D Certificates; fourth to the Class C-1
                                    Certificates; fifth, to the Class B Certificates; and
                                    finally, to the Class A-1, Class A-2 and Class A-3
                                    Certificates, pro rata, based on their respective
                                    outstanding Certificate Principal Amounts.

                                    Any Group 2 Realized Losses will be allocated directly
                                    to the Class C-2 Certificates. No Group 2 Realized
                                    Losses will occur until losses on the Worldwide Plaza
                                    Loan exceed the principal balance of the Worldwide Plaza
                                    Fixed Component B (see "Description of the Mortgage
                                    Loans and Mortgaged Properties--The Worldwide Plaza Loan
                                    and Property--The Loan--Application of Funds Held in
                                    Cash Management Account").

                                    No other form of credit enhancement will be available
                                    for the benefit of the holders of the Offered
                                    Certificates.

                                      S-35
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EXCESS PREPAYMENT
  INTEREST SHORTFALLS.............  Shortfalls in Available Funds related to Loan Group 1 resulting from Excess Prepayment Interest Shortfalls
                                    with respect to the Group 1 Loans will be allocated to
                                    reduce the interest entitlement of each Class of Group 1
                                    Certificates, pro rata, based upon the amount of
                                    interest that would otherwise be distributable to such
                                    Class. Shortfalls in Available Funds related to Loan
                                    Group 2 resulting from Excess Prepayment Interest
                                    Shortfalls with respect to the Group 2 Loan will be
                                    allocated to reduce the interest entitlement of each
                                    Class of Group 2 Certificates, pro rata, based upon the
                                    amount of interest that would otherwise be distributable
                                    to such Class. See "Description of the Offered
                                    Certificates--Excess Prepayment Interest Shortfalls"
                                    herein.

OPTIONAL TERMINATION; OPTIONAL
  MORTGAGE LOAN PURCHASE..........  The Depositor, and if the Depositor does not exercise the option, the Master Servicer and, if neither the
                                    Master Servicer nor the Depositor exercises the option,
                                    the holders of the most Subordinate Class of
                                    Certificates then outstanding representing greater than
                                    a 50% Percentage Interest of such Class of Certificates,
                                    will have the option to purchase, at the purchase price
                                    specified herein, all of the Mortgage Loans, and all
                                    property acquired through exercise of remedies in
                                    respect of any Mortgage Loan, remaining in the Trust
                                    Fund, and thereby effect the termination of the Trust
                                    Fund and early retirement of the then outstanding
                                    Certificates, on any Distribution Date on which the
                                    aggregate Stated Principal Balance of the Mortgage Loans
                                    remaining in the Trust Fund is less than 1% of the
                                    aggregate Stated Principal Balance of the Mortgage Loans
                                    as of the Cut-Off Date.

                                    See "The Pooling Agreement--Optional Termination;
                                    Optional Mortgage Loan Purchase."

CERTAIN FEDERAL INCOME TAX
  CONSEQUENCES....................  The Trust Fund will include two separate real estate mortgage investment conduits (each, a "REMIC"). One
                                    REMIC (the "Lower-Tier REMIC") will hold the Mortgage
                                    Loans and any related property. Collections in the
                                    Lower-Tier REMIC will be used to make payments of
                                    principal and interest on regular interests in the
                                    Lower-Tier REMIC held by the second REMIC (the
                                    "Upper-Tier REMIC"), and which in turn are used to make
                                    distributions on the Certificates (other than the Class
                                    LR and Class T Certificates), which represent interests
                                    in the Upper-Tier REMIC. For ease of presentation,
                                    distributions will generally be described herein as if
                                    made directly from collections on the Mortgage Loans to
                                    the holders of the Certificates.

                                    Elections will be made to treat each of the Lower-Tier
                                    REMIC and the Upper-Tier REMIC as a REMIC and in the
                                    opinion of counsel, each will qualify as a REMIC for
                                    federal income tax


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                                    purposes. The Class A-1, Class A-2, Class A-3, Class
                                    X-1, Class B, Class C-1, Class C-2, Class X-2, Class D,
                                    Class E and Class F Certificates (collectively, the
                                    "Regular Certificates") will represent "regular
                                    interests" in the Upper-Tier REMIC, and the Class R and
                                    Class LR Certificates (collectively, the "Residual
                                    Certificates") will be designated as the sole Classes of
                                    "residual interests" in the Upper-Tier REMIC and
                                    Lower-Tier REMIC, respectively. In addition, the Class
                                    A-1, Class A-2, Class A-3, Class B, Class C-1, Class
                                    C-2, Class D, and Class E Certificates also represent
                                    undivided beneficial interests in portions of the Excess
                                    Interest, which portions of the Trust Fund will be
                                    treated as part of a grantor trust for federal income
                                    tax purposes. Furthermore, the Class T Certificates will
                                    represent the right to receive Net Default Interest,
                                    which portion of the Trust Fund will be treated as part
                                    of the grantor trust for federal income tax purposes.

                                    The regular interests represented by the Offered
                                    Certificates will be treated as newly originated debt
                                    instruments for federal income tax purposes. Beneficial
                                    owners will be required to report income thereon in
                                    accordance with the accrual method of accounting. The
                                    Class X-1 and Class X-2 Certificates will be considered
                                    to be issued with original issue discount in an amount
                                    equal to the excess of all distributions of interest
                                    expected to be received thereon over their respective
                                    issue prices (including accrued interest). [It is
                                    anticipated that the regular interests represented by
                                    the Class   Certificates will be issued with original
                                    issue discount in an amount equal to the excess of their
                                    initial Certificate Principal Amounts over their
                                    respective issue prices (including accrued interest). It
                                    is also anticipated that the regular interests
                                    represented by the Class   Certificates will be issued
                                    at a premium and that the regular interests represented
                                    by the Class   Certificates will be issued with DE
                                    MINIMIS original issue discount for federal income tax
                                    purposes.] See "Federal Income Tax Consequences" herein
                                    and "Federal Income Tax Considerations--Taxation of
                                    Regular Interest Securities" in the Prospectus. Although
                                    not free from doubt, it is anticipated that any
                                    Prepayment Premiums allocable to the Offered
                                    Certificates will be ordinary income to a
                                    Certificateholder as such amounts accrue. See "Federal
                                    Income Tax Consequences" herein.

ERISA CONSIDERATIONS..............  The United States Department of Labor has issued an individual prohibited transaction exemption, Prohibited
                                    Transaction Exemption 91-14, 56 Fed. Reg. 7414 (February
                                    22, 1991) (the "Exemption"), to the Underwriter, which
                                    generally exempts from the application of certain of the
                                    prohibited transaction provisions of Sections 406 and
                                    407 of the Employee Retirement Income Security Act of
                                    1974, as amended ("ERISA"), and the excise taxes imposed
                                    by Sections 4975(a) and (b) of the Internal Revenue Code
                                    of 1986, as amended (the "Code") and the civil penalties
                                    imposed by 502(i) of ERISA, transactions relating to


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                                    the purchase, sale and holding of pass-through
                                    certificates such as the Class A-1, Class A-2, Class A-3
                                    and Class X-1 Certificates by employee benefit plans and
                                    certain other retirement arrangements, including
                                    individual retirement accounts and Keogh plans, which
                                    are subject to Title I of ERISA or Section 4975 of the
                                    Code (each of which is hereinafter referred to as a
                                    "Plan"), collective investment funds in which such Plans
                                    are invested, and insurance companies using assets of
                                    separate accounts or general accounts which include
                                    assets of Plans (or which are deemed pursuant to ERISA
                                    to include assets of Plans) and the servicing and
                                    operation of mortgage pools such as the Mortgage Pool,
                                    provided that certain conditions are satisfied. See
                                    "ERISA Considerations" herein and in the Prospectus.

                                    The Underwriter believes that the conditions to the
                                    applicability of the Exemption will generally be met
                                    with respect to the Class A-1, Class A-2, Class A-3 and
                                    Class X-1 Certificates, other than possibly those
                                    conditions which are dependent on facts unknown to the
                                    Underwriter or which they cannot control, such as those
                                    relating to the circumstances of the Plan purchaser or
                                    the Plan fiduciary making the decision to purchase any
                                    such Class of Certificates. However, before purchasing a
                                    Class A-1, Class A-2, Class A-3 or Class X-1
                                    Certificate, a fiduciary of a Plan should make its own
                                    determination as to the availability of the exemptive
                                    relief provided by the Exemption or the availability of
                                    any other exemption and whether the conditions of any
                                    such exemption will be met with respect to the such
                                    Class of Certificates.

                                    The Exemption does not apply to the purchasing or
                                    holding of Certificates by Plans sponsored by the
                                    Depositor, the Underwriters, the Trustee, the Master
                                    Servicer, the Special Servicer, any obligor with respect
                                    to Mortgage Loans included in the Trust Fund
                                    constituting more than five percent of the aggregate
                                    unamortized principal balance of the assets in the Trust
                                    Fund, or any affiliate of such parties (the "Restricted
                                    Group"). Borrowers who are acting on behalf of Plans or
                                    who are investing assets of Plans, and any affiliates of
                                    any such borrowers, should not purchase any of the
                                    Certificates.

                                    THE CLASS B, CLASS C-1, CLASS C-2, CLASS X-2, CLASS D
                                    AND CLASS E CERTIFICATES MAY NOT BE PURCHASED BY OR
                                    TRANSFERRED TO A PLAN OR ANY PERSON ACTING ON BEHALF OF
                                    OR INVESTING THE ASSETS OF ANY SUCH PLAN, UNLESS SUCH
                                    PERSON IS AN INSURANCE COMPANY INVESTING THE ASSETS OF
                                    ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE
                                    PURCHASE AND HOLDING OF ANY SUCH CERTIFICATE WOULD BE
                                    EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF
                                    ERISA AND SECTION 4975 OF THE CODE UNDER PROHIBITED
                                    TRANSACTION CLASS EXEMPTION 95-60.

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RATINGS...........................  It is a condition to the issuance of the Offered
                                    Certificates that [(i) each of the Class A-1, Class A-2,
                                    Class A-3 and Class X-1 Certificates be rated "AAA" by
                                    each of Standard and Poor's Ratings Group ("S&P") and
                                    Duff & Phelp's Credit Rating Co. ("DCR") and "Aaa" by
                                    Moody's Investors Service, Inc. ("Moody's") (S&P, DCR
                                    and Moody's, each referred to herein as a "Rating
                                    Agency" and collectively, the "Rating Agencies"); (ii)
                                    the Class B Certificates be rated "AA" by each of S&P
                                    and DCR and "Aa2" by Moody's; (iii) the Class C-1, Class
                                    C-2 and Class X-2 Certificates be rated "A" by each of
                                    S&P and DCR and "A2" by Moody's; (iv) the Class D
                                    Certificates be rated "BBB" by S&P and DCR and "Baa2" by
                                    Moody's; and (v) the Class E Certificates be rated
                                    "BBB-" by each of S&P and DCR and "Baa3" by Moody's]. A
                                    security rating is not a recommendation to buy, sell or
                                    hold securities and may be subject to revision or
                                    withdrawal at any time by the assigning rating
                                    organization. A security rating does not address the
                                    frequency of prepayments (both voluntary and
                                    involuntary) or the possibility that Certificateholders
                                    might suffer a lower than anticipated yield, nor does a
                                    security rating address the likelihood of receipt of
                                    Prepayment Premiums, Excess Interest or Default Interest
                                    or the tax treatment of the Certificates. The Rating
                                    Agencies' ratings on the Offered Certificates address
                                    the likelihood of the timely payment of interest and the
                                    ultimate repayment of principal by the Rated Final
                                    Distribution Date. A security rating does not represent
                                    any assessment of the yield to maturity that investors
                                    may experience or the application of Realized Losses.
                                    The ratings do not address the fact that the Certificate
                                    Interest Rates of the Offered Certificates, to the
                                    extent that they are based on the Group 1 WAC Rate, will
                                    be affected by changes therein.

                                    The Rating Agencies' ratings on mortgage pass-through
                                    certificates address the likelihood of the receipt by
                                    holders of payments to which they are entitled by the
                                    Rate Final Distribution Date. The Rating Agencies'
                                    ratings take into consideration the credit quality of
                                    the mortgage pool, structural and legal aspects
                                    associated with the Certificates, and the extent to
                                    which the payment stream in the mortgage pool is
                                    adequate to make payments required under the
                                    Certificates. Ratings on mortgage pass-through
                                    certificates do not, however, represent an assessment of
                                    the likelihood, timing or frequency of principal
                                    prepayments (both voluntary and involuntary) by
                                    mortgagors, or the degree to which such prepayments
                                    might differ from those originally anticipated. In
                                    general, the ratings thus address credit risk and not
                                    prepayments risk. Also, a security rating does not
                                    represent any assessment of the yield to maturity that
                                    investors may experience.

                                    The Rating Agencies rating of the Offered Certificates
                                    does not address possibility that the holders of the
                                    Class X-1 and Class X-2 Certificates might not fully
                                    recover their investment in the

                                    event of rapid prepayments of the Mortgage Loans
                                    (including both voluntary and involuntary prepayments).
                                    In general, the ratings thus address credit risk and not
                                    prepayment risk. As described herein, the amounts
                                    payable with respect to the Class X-1 and Class X-2
                                    Certificates consist only of interest. If the entire
                                    pool were to prepay in the initial month, with the
                                    result that the Class X-1 and Class X-2
                                    Certificateholders receive only a single month's
                                    interest and thus suffer a nearly complete loss of their
                                    investment, all amounts "due" to such Holders will
                                    nevertheless have been paid, and such result is
                                    consistent with the "AAA", "AAA" and "Aaa" rating
                                    received on the Class X-1 Certificates or the "A", "A"
                                    and "A2" rating received on the Class X-2 Certificates
                                    by each of DCR, S&P and Moody's, respectively. The
                                    Notional Amount of the Class X-1 and Class X-2
                                    Certificates upon which interest is calculated is
                                    reduced by the allocation of Realized Losses and
                                    prepayments, whether voluntary or involuntary. The
                                    rating does ot address the timing or magnitude of
                                    reductions of such notional amount, but only the
                                    obligation to pay interest timely on the notional amount
                                    as so reduced from time to time. Accordingly, the
                                    ratings of the Class X-1 and Class X-2 Certificates
                                    should be evaluated independently from similar ratings
                                    on other types of securities.

                                    There can be no assurance as to whether any rating
                                    agency not requested to rate the Offered Certificates
                                    will nonetheless issue a rating and, if so, what such
                                    rating would be. A rating assigned to the Offered
                                    Certificates by a rating agency that has not been
                                    requested by the Depositor to do so may be lower than
                                    the rating assigned by the Rating Agencies pursuant to
                                    the Depositor's request. See "Ratings" herein and "Yield
                                    and Prepayment Considerations" in the Prospectus.

LEGAL INVESTMENT..................  The appropriate characterization of the Offered
                                    Certificates under various legal investment
                                    restrictions, and thus the ability of investors subject
                                    to these restrictions to purchase the Offered
                                    Certificates, may be subject to significant
                                    interpretative uncertainties. The Class A-1, Class A-2,
                                    Class A-3, Class X-1 and Class B Certificates will
                                    constitute "mortgage related securities" within the
                                    meaning of the Secondary Mortgage Market Enhancement Act
                                    of 1984, as amended ("SMMEA"), so long as they are rated
                                    in one of the two highest rating categories by one or
                                    more Rating Agencies and the Mortgage Loans are secured
                                    by liens on real property. THE CLASS C-1, CLASS C-2,
                                    CLASS X-2, CLASS D AND CLASS E CERTIFICATES WILL NOT
                                    CONSTITUTE "MORTGAGE RELATED SECURITIES" WITHIN THE
                                    MEANING OF SMMEA. Accordingly, investors should consult
                                    their own legal advisors to determine whether and to
                                    what extent the Offered Certificates constitute legal
                                    investments for them. See "Legal Investment" herein and
                                    in the Prospectus.

                                  RISK FACTORS

    Prospective holders of Offered Certificates should consider, among other things, the following factors in connection with the purchase of the Offered Certificates.

THE MORTGAGE LOANS

    BORROWER DEFAULT; NONRECOURSE MORTGAGE LOANS. The Mortgage Loans are not insured or guaranteed, in whole or in part, by any governmental entity, by any private mortgage or other insurer, or by the Depositor, the Originators, the Underwriter, the Master Servicer, the Trustee, the Fiscal Agent or any of their respective subsidiaries, shareholders, partners, directors, officers, employees or other affiliates.

    Each Mortgage Loan is a nonrecourse loan (subject to certain exceptions) as to which, in the event of a default under such Mortgage Loan, recourse generally may be had only against the specific properties and other assets that have been pledged to secure the Mortgage Loan. See "Description of the Mortgage Loans and Mortgaged Properties" herein. Consequently, payment on each Mortgage Loan prior to maturity is dependent primarily on the sufficiency of the net operating income of the related Mortgaged Property, and at maturity (whether at scheduled maturity, if applicable, or, in the event of a default under the related Mortgage Loan, upon the acceleration of such maturity) upon the then market value of the related Mortgaged Property or the ability of the related borrower to refinance the Mortgaged Property.

    LIMITED PAYMENT HISTORY. All of the Mortgage Loans were originated within 8 months prior to the Cut-Off Date. Consequently, the Mortgage Loans do not have a long-standing payment history. In the case of the Sun Communities Loan (which was originated in September 1997), the first regular scheduled payment will not occur under the terms of such Mortgage Loan until October 10, 1997. See "Description of the Mortgage Loans and Mortgaged Properties--The Sun Communities Loan and Properties--The Loan-- Payment Terms" herein.

    LIMITATIONS WITH RESPECT TO REPRESENTATIONS AND WARRANTIES. The Depositor will make certain limited representations and warranties regarding the Mortgage Loans to the Trustee for the benefit of the Certificateholders. See "The Pooling Agreement--Representations and Warranties; Repurchase" herein and Exhibit B hereto for a summary of such representations and warranties. A material breach of such representations and warranties that is not cured within a specified time period may, under certain circumstances described herein, obligate the Depositor to repurchase the related Mortgage Loan.

    Certain exceptions to the representations and warranties have been taken with respect to certain Mortgage Loans, certain of which are listed on Exhibit B hereto. A breach of a representation or warranty as to which an exception has been taken will not give rise to an obligation to repurchase on the part of the Depositor. If the Depositor is required to but does not cure or remedy a breach of a representation or warranty, payments on the Offered Certificates may be substantially less than such payments would be if the Depositor had cured or remedied such a breach. In addition, in the event that the Depositor repurchases a Mortgage Loan, the Repurchase Price will be passed through to the holders of the Class or Classes of Certificates then entitled to principal distributions with the same effect as if such Mortgage Loan had been prepaid in full (but without any prepayment premium or yield maintenance charge), which may adversely affect the yield to maturity on such Certificates. Any such principal distributions with respect to any Group 1 Loans will adversely affect the yield to maturity on the Class X-1 Certificates and any such distribution with respect to the Worldwide Plaza Loan will adversely affect the yield to maturity of the Class X-2 Certificates. See "--The Offered Certificates--Special Prepayment, Yield and Loss Considerations" below.

    The obligation of the Depositor to repurchase a Mortgage Loan may constitute the sole remedy available to holders of Certificates or the Trustee for a breach of a representation or warranty by the Depositor. None of the Underwriter, the Master Servicer, the Special Servicer, the Trustee or the Fiscal

Agent will be obligated to purchase a Mortgage Loan if the Depositor defaults on its obligation to repurchase or cure, and no assurance can be given that the Depositor will fulfill such obligations. If such obligation is not met with respect to a breach that would cause a Mortgage Loan not to be a "qualified mortgage" under the REMIC provisions of the Code, the Upper-Tier REMIC and Lower-Tier REMIC may be disqualified as REMICs. See "The Pooling Agreement--Representations and Warranties; Repurchase" herein.

    COMMERCIAL LENDING GENERALLY. The Mortgage Loans are secured by retail properties (including power centers, an urban marketplace and a regional mall), office buildings (including suburban office buildings and a Manhattan office tower), hotels, industrial properties and manufactured housing communities. A power center is generally considered to be any multi-tenanted open-air shopping center that contains at least 4 "big box" merchants and generally contains less than 15% "small shops" by GLA. An urban marketplace is generally considered to be a retail shopping center that is comprised of specialty retail and food shops of the kind found in better quality malls, an entertainment component and street-front retail. Commercial lending is generally viewed as exposing a lender to a greater risk of loss than residential one-to-four family lending since it typically involves larger loans to a single obligor than residential one-to-four family lending. Lenders typically look to the debt service coverage ratio of a loan secured by income-producing property as an important measure of the risk of default on such a loan. See "--Concentration of Mortgage Loans and Mortgaged Property Types."

    Commercial property values and net operating income are subject to volatility, and net operating income may be sufficient or insufficient to cover debt service on the related Mortgage Loan at any given time. The repayment of loans secured by income-producing properties is typically dependent upon the successful operation of the related real estate project, the business operated by the tenants and the creditworthiness of such tenants (i.e., the ability of the applicable property to produce net operating income) rather than upon the liquidation value of the underlying real estate. The volatility of property values and net operating income depends upon a number of factors, including (i) the volatility of property revenue, determined primarily by (a) the length of tenant lease commitments, (b) the creditworthiness of tenants, (c) in the case of retail properties characterized by rentals based all or in part on tenant sales, the volume of those sales, (d) in the case of hotel properties, the continued existence, reputation and financial strength of the franchisor or hotel manager and the public perception of the franchise or chain service mark and (e) the variability of other property revenue sources; and (ii) the property's "operating leverage," which generally refers to (a) the percentage of total property operating expenses in relation to property revenue, (b) the breakdown of property operating expenses between those that are fixed and those that vary with revenue and (c) the level of capital expenditures required to maintain the property and retain or replace tenants. Even when the current net operating income is sufficient to cover debt service, there can be no assurance that this will continue to be the case in the future. The net operating income and value of the Mortgaged Properties may be adversely affected by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely impacted by plant closings, industry slowdowns and other factors); local real estate conditions (such as an oversupply of retail space, office space, industrial space, housing or hotel rooms); changes or continued weakness in specific industry segments; perceptions by prospective tenants and, in the case of retail properties, retailers and shoppers, of the safety, convenience, condition, services and attractiveness of the property; the proximity and availability of competing alternatives to the Mortgaged Property; the willingness and ability of the property's owner to provide capable management and adequate maintenance; demographic factors; consumer confidence, unemployment rates, customer tastes and preferences; retroactive changes to building or similar codes; and increases in operating expenses (such as energy costs).

    Net operating income from a real estate project may be reduced, and the borrower's ability to repay the loan impaired, as a result of, among other things, an increase in vacancy rates for the project, a decline in rental rates as leases are renewed or entered into with new tenants, an increase in operating expenses of the project and/or an increase in capital expenditures needed to maintain the project and make improvements required by tenants. In the case of Mortgage Loans that are secured by Mortgaged Properties leased to a single tenant or a small number of tenants, a deterioration in the financial condition of one or more of such tenants, resulting in a failure to pay rent, may have a disproportionately greater effect on the net operating income from such Mortgaged Properties than would be the case with respect to Mortgaged Properties with numerous tenants. Mortgage Loans secured by Mortgaged Properties with respect to which a single tenant or small number of tenants represent a significant portion of the cash flow for such properties are also more susceptible to interruptions of cash flow if such tenants decide not to renew their leases, since the impact of such a decision is proportionately greater, the time required to re-lease the space may be longer and greater capital costs may be incurred in making the space appropriate for replacement tenants than would be the case with Mortgaged Properties having a larger number of relatively smaller tenants. Three of the tenants of the Worldwide Plaza Property comprise greater than 10% of the underwritten cash flow for the Worldwide Plaza Loan. These tenants are Olgivy & Mather Worldwide, Inc., Cravath, Swaine & Moore and Polygram Holding, Inc. In the case of Mortgage Loans secured by Mortgaged Properties having multiple tenants, expenditures for re-leasing may be more frequent than would be the case with respect to Mortgaged Properties with single tenants, thereby reducing cash flow available for debt service payments. In addition, multi-tenanted Mortgaged Properties may experience higher continuing vacancy rates and greater volatility in rental income and expenses than single-tenanted Mortgaged Properties.

    The age, construction quality and design of a particular property may affect the occupancy level as well as the rents that may be charged for individual leases. The effects of poor construction quality will increase over time in the form of increased maintenance and capital improvements needed to maintain the property. Even good construction will deteriorate over time if the property managers do not schedule and perform adequate maintenance in a timely fashion. For example, an architectural and engineering report performed on behalf of the Originator for the Valley View Property in connection with the underwriting of the Valley View Loan has indicated that approximately $3.2 million of maintenance and repairs should be performed on the Valley View Property. See "Description of the Mortgage Loans and Mortgaged Properties--The Valley View Loan and Property--The Property" herein. If, during the terms of the Mortgage Loans, competing properties of a similar type are built in the areas where the Mortgaged Properties are located or similar properties in the vicinity of the Mortgaged Properties are substantially updated and refurbished, the value and net operating income of such Mortgaged Properties could be reduced.

    Additionally, some of the Mortgaged Properties may not readily be convertible to alternative uses if such Mortgaged Properties were to become unprofitable due to competition, age of the improvements, decreased demand, regulatory changes or other factors. The conversion of commercial properties (particularly industrial properties) to alternate uses generally requires substantial capital expenditures. Thus, if the operation of any such Mortgaged Properties becomes unprofitable such that the borrower becomes unable to meet its obligations on the related Mortgage Loan, the liquidation value of any such Mortgaged Property may be substantially less, relative to the amount owing on the related Mortgage Loan, than would be the case if such Mortgaged Property were readily adaptable to other uses.

    A decline in the real estate market, in the financial condition of a major tenant or a general decline in the local, regional or national economy will tend to have a more immediate effect on the net operating income of properties with short-term revenue sources and may lead to higher rates of delinquency or defaults. Historical operating results of the Mortgaged Properties may not be comparable to future operating results. (See "--Borrowers' Recent Acquisitions of the Mortgaged Properties"). In addition, other factors may adversely affect the Mortgaged Properties' value without affecting their current net operating income, including changes in governmental regulations, fiscal policy and zoning or tax laws; potential environmental legislation or liabilities or other legal liabilities; the availability of refinancing; and changes in interest rate levels. There is no assurance that the value of any Mortgaged Property during the term of the related Mortgage Loan will equal or exceed the appraised value used in connection with the origination of such Mortgage Loan.

    Other retail properties, power centers, suburban office buildings, central business district office buildings, hotels, industrial properties, an urban marketplace, regional malls and manufactured housing communities located in the areas of the Mortgaged Properties compete with the Mortgaged Properties of such types to attract retailers, tenants, guests and customers. Increased competition could adversely affect income from and market value of the Mortgaged Properties.

    The availability of credit for obligors to refinance the Mortgage Loans or sell Mortgaged Properties will be significantly dependent upon economic conditions in the markets where the Mortgaged Properties are located, as well as the willingness and ability of lenders to make such loans. Such lenders typically include banks, insurance companies, finance companies and real estate investment trusts. The availability of funds in the credit markets changes over time and there can be no assurance that the availability of such funds will increase above, or will not contract below, current levels. In addition, the availability of assets similar to the Mortgaged Properties, and the competition for available credit, may affect the ability of potential purchasers to obtain financing for the acquisition of the Mortgaged Properties. The ability of the Trust Fund to make distributions to the Certificateholders will depend significantly on the ability of the obligors to refinance the Mortgage Loans or sell the Mortgaged Properties.

    CONCENTRATION OF MORTGAGE LOANS AND MORTGAGED PROPERTY TYPES. The aggregate principal balance of the Mortgage Loans as of the Cut-Off Date was approximately $1,426,717,068. The DDR/DRA Loan, the Courtyard Loan, the Worldwide Plaza Loan, the Prentiss Loan, the Arden Loan, the Villa Marina Loan, the Valley View Loan and the Sun Communities Loan represent approximately 22.6%, 22.5%, 19.2%, 12.6%, 12.3%, 4.1%, 3.6% and 3.1%, respectively, of the aggregate principal balance of the Mortgage Pool as of the Cut-Off Date. Suburban office buildings, the Manhattan office tower, power centers, the urban marketplace, the regional mall, industrial properties, hotels and manufactured housing communities represent approximately 19.0%, 19.2%, 22.6%, 4.1%%, 3.6%, 5.9%, 22.5% and 3.1%,
respectively, of the aggregate principal balance of the Mortgage Pool as of the Cut-Off Date (based on the primary property type for combined office/industrial and office/retail properties).

    A mortgage pool consisting of fewer loans, each having a relatively higher outstanding principal balance, may result in losses that are more severe, relative to the size of the pool, than would be the case if the pool consisted of a greater number of mortgage loans each having a relatively smaller outstanding principal balance. In addition, the concentration of any mortgage pool in one or more loans that have outstanding principal balances that are substantially larger than the other mortgage loans in such pool can result in losses that are substantially more severe, relative to the size of the pool, than would be the case if the aggregate balance of the pool were more evenly distributed among the mortgage loans in such pool. Because there are only 8 Mortgage Loans, losses on any 1 Mortgage Loan, particularly 1 of the larger Mortgage Loans, may have a substantial negative effect on the Offered Certificates.

    GEOGRAPHIC CONCENTRATION. Repayments by borrowers and the market value of the Mortgaged Properties could be adversely affected by economic conditions generally or in regions where the Mortgaged Properties are located, conditions in the real estate markets where the Mortgaged Properties are located, changes in governmental rules and fiscal policies, acts of nature, including earthquakes, floods and hurricanes (which may result in uninsured losses), and other factors which are beyond the control of the borrowers. The Mortgaged Properties are located in 22 states. The economy of any state or region in which a Mortgaged Property is located may be adversely affected to a greater degree than that of other areas of the country by certain developments affecting industries concentrated in such state or region. For example, improvements on Mortgaged Properties located in California and Florida may be more susceptible to certain types of special hazards not fully covered by insurance (such as earthquakes and hurricanes) than properties located in other parts of the country. In addition, the economy of the State of California would be adversely affected to a greater degree than that of other areas of the country by certain developments affecting industries concentrated in that state. A decline in the general economic condition in regions in which Mortgaged Properties securing a significant portion of the Mortgage Loans are located could result in a decrease in commercial property, housing or consumer demand in the region and the income from and market value of the Mortgaged Properties may be adversely affected. See the table of Mortgaged Property Characteristics attached as Annex A to this Prospectus Supplement for the geographic locations of the Mortgaged Properties. All of the Mortgaged Properties securing the Arden Loan and the Villa Marina Loan are located in the State of California. The table below sets forth the states in which 5% or more of the Mortgaged Properties are located (by Cut-Off Date Allocated Loan Amount).

                GEOGRAPHIC CONCENTRATION OF MORTGAGED PROPERTIES

                                                                     PERCENT OF
                                                    CUT-OFF DATE    CUT-OFF DATE                      WEIGHTED     WEIGHTED
                                                     ALLOCATED        ALLOCATED        NUMBER OF       AVERAGE      AVERAGE
                      STATE                         LOAN AMOUNT      LOAN AMOUNT      PROPERTIES         LTV         DSCR
-------------------------------------------------  --------------  ---------------  ---------------  -----------  -----------
                                                   (IN THOUSANDS)
California.......................................    $  339,546            23.8%              26           54.9%        2.01X
New York.........................................       282,439            19.8                2           65.4         1.47
Texas............................................       119,440             8.4               10           55.4         1.99
Georgia..........................................       102,871             7.2               11           61.8         1.97
Virginia.........................................        89,034             6.2                9           57.6         2.17
Illinois.........................................        82,989             5.8                5           60.0         2.07
Massachusetts....................................        80,250             5.6                1           61.0         1.72

    RISKS ASSOCIATED WITH OFFICE PROPERTIES. The Worldwide Plaza Loan, the Prentiss Loan and the Arden Loan are all, in whole or part, secured by office properties. Significant factors determining the value of office properties are the quality of the tenants in the building, the characteristics and terms of the leases, the physical attributes of the building in relation to competing buildings and the strength and stability of the market area as a desirable business location. Office properties may be adversely affected if there is an economic decline in the businesses operated by the tenants. The risk of such an adverse effect is increased if revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry. See " -- Commercial Lending Generally." For example, 4 of the major tenants of the Worldwide Plaza Property are concentrated in 2 industries. Cravath, Swaine & Moore and Roberts and Holland, which together account for approximately 30.3% of the in-place total rent (which includes base rent for the twelve months subsequent to June 30, 1997 plus operating expense and real estate tax recoveries for the twelve months ended December 31, 1996) of the Worldwide Plaza Property, are both law firms and may be similarly affected by a downturn in the legal profession. Similarly, Ogilvy & Mather Worldwide, Inc. and D'Arcy Masius Benton & Bowles Inc., which together account for approximately 43.8% of the in-place total rent (as explained above) of the annualized base rent of the Worldwide Plaza Property, are both advertising agencies and may also be similarly affected by a downturn in the advertising industry.

    Office properties are also subject to competition with other office properties in the same market. Competition is affected by a property's age, condition, design (e.g., floor sizes and layout), access to transportation and ability to offer certain amenities to its tenants, including sophisticated building systems (such as fiberoptic cables, high-speed computer data transmission lines, satellite communications or other base building technological features). The success of an office property also depends on the local economy. A company's decision to locate in a given area may be affected by such factors as labor cost and quality, tax environment and quality of life issues such as schools and cultural amenities. The local economy will impact on an office property's ability to attract stable tenants on a consistent basis. Finally, the cost of refitting office space for a new tenant is often more costly than for other property types.

    RISKS ASSOCIATED WITH HOTELS. The Courtyard Loan is secured by 50 hotels. Various factors, including location, quality and franchise or hotel management company affiliation affect the economic performance of a hotel. Adverse economic and social conditions, either local, regional or national, may limit the amount that can be charged for a room and may result in a reduction in occupancy levels. The construction of competing hotels or resorts can have similar effects. To meet competition in the industry and to maintain economic values, continuing expenditures must be made for modernizing, refurbishing, and maintaining existing facilities prior to the expiration of their anticipated useful lives. Because hotel rooms generally are rented for short periods of time, hotels tend to respond more quickly to adverse economic conditions and competition than do other commercial properties. Furthermore, the financial strength and capabilities of the owner and operator of a hotel may have an impact on such hotel's quality of service and economic performance. Additionally, the hotel and lodging industry is generally seasonal in nature and this seasonality can be expected to cause periodic fluctuations in a hotel property's room and other hotel revenues, occupancy levels, room rates and operating expenses. The demand for particular accommodations may also be affected by changes in travel patterns caused by changes in access, energy prices, strikes, relocation of highways, the construction of additional highways and other factors.

    The Courtyard Properties securing the Courtyard Loan are managed by Courtyard Management Corporation, a wholly-owned subsidiary of Marriott International, Inc. ("MII") as part of the Courtyard by Marriott system. The performance of any hotel property which is affiliated with a franchise or hotel management company depends in part on the continued existence, reputation and financial strength of the franchisor or hotel management company, the public perception of the franchise or hotel chain service mark and the duration of the franchise licensing or management agreements.

    The Courtyard Borrower is dependent upon the Courtyard Manager, a wholly owned subsidiary of MII, to manage and operate the Courtyard Properties. In addition, an affiliate of MII is the ground lessor with respect to the land on which 31 hotels are located (collectively, the 'Marriott Ground Leases'). Under certain limited circumstances, including the revocation of any material licenses or permits, failure to provide adequate working capital or funds for required FF&E and building alterations, or the occurrence of material casualty or force majeure events, the Courtyard Manager may terminate the Courtyard Management Agreement with respect to one or more Courtyard Properties, and in that event the Courtyard Borrower would lose the right to use the Courtyard by Marriott name with respect to such Courtyard Properties, its access to the Courtyard Manager's central reservation system, and the other benefits under the Courtyard Management Agreement. See 'Description of the Mortgage Loans and Mortgaged Properties--The Courtyard Loan and Properties--The Properties--Property Management.' Because the Courtyard Borrower has no independent management capability, a new manager for the Courtyard Properties would have to be obtained. There can be no assurance that a new manager would be able to generate as much net operating cash flow from the Courtyard Properties as the Courtyard Manager. Additionally, the possible desire of the Courtyard Borrower from time to time to finance, refinance, or effect a sale of any of the Courtyard Properties may, depending upon the structure of such transactions, result in a need to modify the Courtyard Management Agreement and/or any Marriott Ground Leases with respect to such Courtyard Property. Any such modification proposed by the Courtyard Borrower may not be acceptable to the Courtyard Manager or the applicable Marriott Ground Lessors, and the lack of consent from such party could adversely affect the Courtyard Borrower's ability to consummate such financing or sale. In addition, the Courtyard Manager or the affiliates of the Courtyard Manager, in their capacities as managers or franchisors of competing lodging properties, may take actions which may not necessarily be in the best interests of the Courtyard Borrower. Moreover, any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager will generally not be enforceable. No assurance can be given that the Trust Fund could renew a franchise or management agreement or obtain a new franchise or management contract. Further, in the event of a foreclosure on a Courtyard Property, it is unlikely that the Trustee on behalf of the Trust Fund or purchaser of such Courtyard Property would be entitled to the rights under any liquor license for such Courtyard Property and such party would be required to apply in its own right for such license or licenses. There can be no assurance that a new license could be obtained.

    RISKS ASSOCIATED WITH RETAIL PROPERTIES. The DDR/DRA Properties, the Villa Marina Property and the Valley View Property are retail properties. The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics. The correlation between the success of tenant businesses and property value may be more direct with respect to retail properties than other types of commercial property because a significant component of the total rent paid by retail tenants is often tied to a percentage of gross sales. Whether a retail property is "anchored" or "unanchored" is also an important distinction. Anchor tenants in shopping centers and power centers traditionally have been a major factor in the public's perception of a shopping center or a power center. The anchors at a retail center play an important part in generating customer traffic and making a center a desirable location for other tenants of the center. The failure of an anchor tenant to renew its lease, the termination of an anchor tenant's lease, the bankruptcy or economic decline of an anchor tenant, or the cessation of the business of an anchor tenant (notwithstanding its continued payment of rent) can have a material negative effect on the economic performance of a retail property. In addition, there can be no assurance that if anchor stores in the Mortgaged Properties were to close, the related borrower would be able to replace such anchors in a timely manner or without incurring additional costs and adverse economic effects. See also "--Risks Relating to Tenants; Reserves" below. Furthermore, the correlation between the success of tenant businesses and property value is increased when the property is a single tenant property.

    Regardless of whether a tenant is paying rent in accordance with the terms of its lease, Mortgaged Properties that contain retail space may be adversely affected in their ability to draw shoppers if tenant space in such retail properties is unoccupied, regardless of whether the tenant is paying rent. In addition, even if such tenant is paying base rent, such tenant will not be paying percentage rent, if any, that would ordinarily be due. The Wiz, a tenant at the DDR/DRA Property known as the Shoppers World Property, under a lease that covers 6.4% of GLA for such property, no longer occupies the space that it leases from the DDR/DRA III Borrower and is no longer paying any rent under such lease. See "Description of the Mortgaged Loans and Mortgaged Properties--The DDR/DRA Loan and Properties--The Properties" herein. Currently, space formerly used as a movie theater on the Valley View Property, comprised of approximately 13,200 square feet of GLA, is unoccupied. This space has been unoccupied for a number of years as a result of the prior tenant vacating such space. See "Description of the Mortgage Loans and Mortgaged Properties--The Valley View Loan and Property--The Property" herein.

    Three of the 4 anchors of the Valley View Mall are subject to operating covenants, which provide that they are required to operate until October 2006, provided, among other things, at least two of the other anchor stores are operating. The fourth anchor is not subject to any operating covenant and can discontinue its operations at the Valley View Mall at any time. See "Description of the Mortgage Loans and Mortgaged Properties--The Valley View Loan and Property--The Operating Agreement" herein.

    Unlike office or industrial properties, retail properties also face competition from sources outside a given real estate market. Factory-outlet centers, discount shopping centers and clubs, video shopping networks, catalogue retailers, home shopping networks, direct mail and telemarketing all compete with more traditional retail properties for consumer dollars. Continued growth of these alternative retail outlets (which are often characterized by lower operating costs) could adversely affect the rents collectible at the retail properties included in the Mortgage Pool. Increased competition could adversely affect income from and market value of the Mortgaged Properties. For example, a new regional shopping center, known as Crossroads of Independence Shopping Center, in Independence, Missouri, was opened in 1996 near the DDR/DRA Property known as Independence Commons. See "Description of the Mortgage Loans and Mortgaged Properties--The DDR/DRA Loan and Properties" herein.

    RISKS ASSOCIATED WITH INDUSTRIAL PROPERTIES. The Prentiss Loan is secured in part by industrial properties. Significant factors determining the value of industrial properties are the quality of tenants, the characteristics and terms of the leases, building design, and adaptability and the location of the property. Concerns about the quality of tenants, particularly major tenants, are similar in both office properties and industrial properties, although industrial properties are more frequently dependent on a single tenant. Several of the Prentiss Properties are industrial properties leased to a single tenant.

    RISKS ASSOCIATED WITH MANUFACTURED HOUSING COMMUNITIES. The Sun Communities Properties are operated as manufactured housing communities. Loans secured by liens on properties of these types pose risks not associated with loans secured by liens on other types of income-producing real estate.

    The successful operation of a Sun Communities Property will generally depend upon the number of competing manufactured housing communities and other residential developments in the local market, such as apartment buildings, other manufactured housing communities, and site-built single family homes, as well as upon other factors such as its location, age, appearance, reputation, the ability of management to provide adequate maintenance and insurance, and the types of services it provides.

    The Sun Communities Properties are "special purpose" properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the Sun Communities Properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related Sun Communities Loan, the liquidation value of that Sun Communities Property may be substantially less, relative to the amount owing on the Sun Communities Loan, than would be the case if the Sun Communities Property were readily adaptable to other uses.

    Certain states regulate the relationship of a manufactured housing community owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident's choice of unit vendors. For example, there are provisions that limit the basis on which a landlord may terminate a manufactured home owner's tenancy or increase its rent and generally prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner's manufactured home.

    In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on manufactured housing communities. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. In many cases, the rent control laws do not permit vacancy decontrol, or permit vacancy decontrol only in the relatively rare event that the manufactured home is removed from the manufactured housing sites. Local authority to impose rent control on manufactured housing communities is preempted by state law in certain states and rent control is not imposed at the state level in those states. In some states, however, local rent control ordinances are not preempted for tenants having short-term or month-to-month leases, and the Mortgaged Properties in such states may be subject to various forms of rent control with respect to those tenants. Any limitations on the Sun Communities Borrowers' ability to raise property rents may impair their ability to repay the Sun Communities Loan from their net operating income or the proceeds of a sale or refinancing of the related Sun Communities Properties.

    The location and construction quality of common area improvements to a manufactured housing community may affect the occupancy level as well as the rents that may be charged for the individual manufactured housing sites. The characteristics of a manufactured housing community may change over time or in relation to other developments. The effects of poor construction quality on common area improvements will increase over time in the form of increased maintenance and capital improvements. Even good construction will deteriorate over time if the property manager does not schedule and perform adequate maintenance in a timely fashion.

    RISKS RELATING TO TENANTS Income from, and the market value of, the Mortgaged Properties would be adversely affected if space in the Mortgaged Properties could not be leased or re-leased, if tenants were unable to meet their lease obligations, if a significant tenant (or a significant number of smaller tenants) were to become a debtor in a bankruptcy case under Title 11 of the United States Code (the "Bankruptcy Code"), or if for any other reason rental payments could not be collected. Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. For example, with respect to Mortgaged Properties that contain retail space, if tenants' sales were to decline, percentage rents may decline and tenants may be unable to pay their rent or other occupancy costs. If a tenant defaults in its obligations to a borrower, the borrower may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

    Repayment of the Mortgage Loans secured by retail, industrial and office properties will be affected by the expiration of space leases and the ability of the respective borrowers to renew the leases or relet the space on comparable terms. Tables containing information regarding the expiration dates of certain leases are set forth under "Mortgage Pool Characteristics--Certain Characteristics of the Mortgage Loans" herein. Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions, could be substantial and could reduce cash flow from the Mortgaged Properties.

    The bankruptcy or insolvency of a major tenant or a number of smaller tenants in retail, office and industrial properties may have an adverse impact on the Mortgaged Properties affected and the income produced by such Mortgaged Properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant assumes its lease, the tenant must cure all defaults under the lease and provide the landlord with adequate assurance of its future performance under the lease. If the tenant rejects the lease, the landlord's claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant. The amount of the claim would be limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year's rent or 15% of the remaining rent reserved under the lease (but not to exceed three years' rent). If the tenant assigns its lease, the tenant must cure all defaults under the lease and the proposed assignee must demonstrate adequate assurance of future performance under the lease.

    No assurance can be given that tenants of the Mortgaged Properties will continue making payments under their leases or that other tenants will not file for bankruptcy protection in the future or, if any tenants so file, that they will continue to make rental payments in a timely manner.

    RESERVES. Certain of the Mortgage Loans required that reserves be established upon the closing of the loan to fund identified capital expenditure items and certain leasing costs. Certain of the Mortgage Loans also require that reserves be funded on a monthly basis from cash flow of the applicable Mortgaged Property or Properties which may be used by the applicable borrower to fund ongoing capital improvements and leasing costs. There can be no assurance that the reserve amounts established at the closing of a loan will be sufficient to offset the actual costs of the items for which the reserves were established, or that cash flow from the properties will be sufficient in the future to fully fund the ongoing monthly reserve requirements or that such ongoing monthly reserves will be sufficient to offset the future capital expenditure and leasing costs of the properties. See "Description of the Mortgage Loans and Mortgaged Properties" herein for a discussion of the reserve accounts for each Mortgage Loan.

    BORROWERS' RECENT ACQUISITIONS OF THE MORTGAGED PROPERTIES. The borrowers under certain of the Mortgage Loans acquired their related Mortgaged Properties contemporaneously with or within 1 year prior to the origination of the related Mortgage Loan. Accordingly, these borrowers have limited experience operating the particular Mortgaged Properties, and, therefore there is a risk that the net operating income and cash flow of such Mortgaged Properties may vary significantly from their operations, net operating income and cash flow generated by the Mortgaged Properties under prior ownership and management.

    ENVIRONMENTAL LAW CONSIDERATIONS. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, adjacent to, or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The cost of any required remediation and the owner's liability therefor generally is not limited under such circumstances and could exceed the value of the property and/or the aggregate assets of the owner. In addition, the presence of hazardous or toxic substances, or the failure to properly remediate such property, may adversely affect the owner's or operator's ability to refinance using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility. Certain laws impose liability for release of asbestos-containing materials ("ACMs") into the air or require the removal or containment of ACMs, and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs or other exposure to chemicals or other hazardous substances. For all of these reasons, the presence of, or strong potential for contamination by, hazardous substances at, on, under, adjacent to, or in a property can materially adversely affect the value of the property and a borrower's ability to repay its Mortgage Loan.

    Under some environmental laws, such as the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), as well as certain state laws, a secured lender (such as the Trust
Fund) may be liable, as an "owner" or "operator," for the costs of responding to a release or threat of a release of hazardous substances on or from a borrower's property if (i) agents or employees of a lender are deemed to have participated in the management of the borrower or (ii) the lender actually takes possession of a borrower's property or control of its day-to-day operations as, for example, through the appointment of a receiver.

    Although recently enacted legislation clarifies the activities in which a lender may engage without becoming subject to liability under CERCLA and similar federal laws, such legislation has no applicability to state environmental law. See "Certain Legal Aspects of Mortgage Loans--Environmental Matters" in the Prospectus.

    All of the Mortgaged Properties have been subject to either Phase I site assessments or updates of previously performed Phase I site assessments (and in several cases, Phase II site assessments where recommended by the Phase I site assessment) within twelve months preceding the date of the closing of the related Mortgage Loan. Such assessments were intended to evaluate the environmental condition of and potential environmental liabilities associated with the Mortgaged Properties and included a visual observation of the Mortgaged Properties during a site visit, a review of certain records concerning the Mortgaged Properties and publicly available information concerning known conditions at the Mortgaged Properties or in the vicinity of the Mortgaged Properties, consideration of the likely presence of ACMs or radon gas in the buildings on the Mortgaged Properties and of polychlorinated biphenyls ("PCBs") in the electrical transformers, a discussion of the presence of underground or above-ground storage tanks, and the preparation of a written report. The assessments generally did not include sampling or analysis of soil, groundwater or other environmental media or subsurface investigations. There can be no assurance that all environmental conditions and risks have been identified in such environmental assessments.

    Certain of the Phase I reports identified environmental conditions impacting the Mortgaged Properties, including the presence of ACMs, leaks from chemical storage tanks and on-site spills. The environmental assessments did not reveal any continuing environmental condition which the Depositor expects to have a material adverse effect on the revenues or value of the Mortgaged Properties.

    Certain of the Mortgaged Properties are in the vicinity of leaking underground storage tanks ("LUST") sites or other potential sources of groundwater contamination. The environmental assessments do not anticipate that the borrower will have to undertake remedial investigations or actions at these sites. Further, CERCLA and many state environmental laws provide for a third party defense that generally would preclude liability for a party whose property is contaminated by off-site sources. In addition, in its final "Policy Toward Owners of Property Containing Contaminated Aquifers," dated May 24, 1995, the United States Environmental Protection Agency (the "EPA") stated its position that, with respect to federal enforcement actions and subject to certain conditions specified therein, where hazardous substances have come to be located on or in a property solely as a result of subsurface migration in an aquifer from a source or sources outside the property, the EPA will not take enforcement actions against the owner of such property to require the performance of response actions or the payment of response costs. However, though the owners of such Mortgaged Properties and the Trust Fund may not be liable for such contamination, enforcement of the related borrower's or the Trust Fund's rights against third parties may result in additional transaction costs and the presence of such contamination or potential contamination may affect the utility of such Mortgaged Properties, the related borrower's ability to refinance using such property as collateral or the related borrower's ability to sell the property to a third party.

    The DDR/DRA Properties known as Shoppers World and Town Center Prado are adjacent to wetlands areas. Local and state environmental and conservation agencies have required that the DDR/ DRA III Borrower performs certain monitoring and maintenance projects at the Shoppers World Property in order to avoid damage to the adjacent wetlands areas. In an environmental indemnity agreement, the respective DDR/DRA Borrower for the Shoppers World Property and the Town Center Prado Property have each represented that it has and will comply with all environmental laws and governmental requirements with respect to adjacent wetlands area, and each such DDR/DRA Borrower has indemnified the lender against any losses resulting therefrom.

    Phase II site assessments were conducted at the DDR/DRA Properties known as New Hope Commons and Town Center Prado. The Phase II site assessments did not indicate the presence of contamination.

    The Phase I report for the Courtyard Property known as the San Antonio-Airport Property indicated that sampling revealed minor groundwater contamination from an unidentified source. Environmental insurance was purchased from American International Specialty Lines Insurance Company ("AIG") to cover any environmental liability including specific coverage for the known groundwater contamination condition. See "Description of the Mortgage Loans and Mortgaged Properties--The Courtyard Loan and Properties--The Loan--Insurance."

    Non-friable ACMs were found on five of the Mortgaged Properties securing the Prentiss Loan. Operations and maintenance programs were implemented in each instance.

    The land ("Plant Site") underlying the Prentiss Property known as Pacific Gateway Center, was formerly the site of a synthetic rubber manufacturing plant (the "Plant") owned by the United States Government and subsequently owned or operated by numerous companies, including the Shell Oil Company ("Shell") and Dow Chemical Company ("Dow"). During the operation of the Plant, wastes were disposed of in pits and ponds located just to the south of the Pacific Gateway Center (the "Plant Site Affected Area"). In 1994, the Plant Site Affected Area was deeded back to Shell by GP Holdings, Inc., the affiliate of the Prentiss Borrower that owned the property at the time, and Shell has agreed to indemnify such affiliate and any successors in interest against (i) any costs of remediation of the Plant Site Affected Area of the property and (ii) any suit for damages for personal injury or property damage brought by neighboring landowners. Environmental studies conducted by Shell and Dow have detected the presence of groundwater contamination and limited soil contamination on the Plant Site, which appears to be related to the operation of the Plant. In July 1991, the EPA proposed that the Plant Site be listed on the National Priorities List ("NPL") of Superfund sites. Comments were submitted to the EPA challenging the proposal, and no action was taken by the EPA. On June 17, 1996, the EPA re-proposed that the Plant Site Affected Area be listed on the NPL. At this time, the Prentiss Borrower cannot predict whether the EPA will promulgate the proposed listing of the Plant Site Affected Area. In addition, Pacific Gateway Center is located less than one mile east of an existing Superfund site, the Montrose Chemical Superfund Site. Contaminants associated with this site have been detected in the groundwater in the vicinity of the Pacific

Gateway Center Property. Contamination also has been found in groundwater to the south of the Plant Site Affected Area. According to reports prepared by or on behalf of Shell and Dow this contamination appears to be associated with leaks from pipelines located in that area.

    All past and present owners of the land underlying the Prentiss Property known as Pacific Gateway Center, including the United States Government, Dow, Shell and Prentiss Borrower are potentially responsible parties for the investigation and remediation of the Plant Site. Shell has executed an indemnification agreement, whereby it has agreed to (i) indemnify and hold harmless any successor of the Prentiss Borrower and any subsequent purchasers, tenants and lenders, from any liability relating to clean up or remediation costs for the Plant Site or for any contamination resulting from the interrelationship of (a) the Montrose Chemical Superfund Site and/or the area south of Pacific Gateway Center where groundwater contamination has been found and (b) the Plant Site, and (ii) indemnify and hold harmless any successor of the Prentiss Borrower from any liability arising out of any third party tort claims for personal injury or property damage. While this indemnity does not extend to claims for diminution in value or consequential damages resulting from the remediation of the property or Shell's actions, any affected party, including the Prentiss Borrower and the Trust Fund would have the right to make a claim for any such damages against the responsible party. Shell has also agreed, pursuant to such indemnification agreement, to perform or cause to be performed such remedial work on the Plant Site as may be required under Federal, state or local laws or regulations. In addition, the Prentiss Borrower and Prentiss L.P. have entered into an indemnification agreement, whereby they have agreed to indemnify LB Realty for environmental liabilities that might arise with respect to the Pacific Gateway Center Properties and such indemnification has been assigned to the Trust.

    The Depositor has been advised by the Prentiss Borrower that the Prentiss Borrower believes that its effective share of any costs to remediate the Plant Site, if any, will not have a material adverse effect on the Prentiss Borrower and that despite its possible technical liability as an owner or operator of contaminated property, existing evidence makes clear that the contamination of concern to the regulatory agencies did not result from the present use of the Plant Site as an industrial park.

    Friable and/or non-friable ACMs were found on 3 Mortgaged Properties securing the Arden Loan. Operations and maintenance programs were implemented in each instance.

    Perchloroethylene ("PCE") has been detected at the Villa Marina Property in the vicinity of a dry cleaning establishment. Soil remediation operations were conducted in June of 1996. A subsequent review letter from the Los Angeles Regional Water Quality Control Board ("LARWQCB") indicated that no further assessment and remediation actions were required in connection with such soil remediation, subject to the completion and submission of subsequent scheduled reports and remediation of groundwater. Quarterly groundwater monitoring reports have had consistently detectable concentrations of contaminants. An April 1997 review letter of LARWQCB determined that additional groundwater monitoring is required, and at the completion of such monitoring activities, the need to conduct further assessment and/or review will be determined.

    The Phase I report for the Valley View Property identified mostly non-friable and some friable ACMs and lead in some paint chip samples on the Mortgaged Property securing the Valley View Loan. In both instances, an operations and maintenance program was implemented in accordance with the recommendations made by the site assesser. Additionally, an area impacted by hydraulic leaks has been remediated and a final report submitted to the State of Texas for approval in November 1996.

    For several Mortgaged Properties, the environmental assessments recommend further limited investigations or minor repairs; however, based on the information currently available to the Depositor and a review performed by the related Originator's environmental consultants, the Depositor does not believe any of such other issues would have a material adverse effect on the related Mortgaged Properties. There can be no assurance that all environmental conditions and risks have been identified in such environmental assessments.

    The Pooling Agreement requires that the Special Servicer obtain an environmental site assessment of a Mortgaged Property prior to acquiring title thereto on behalf of the Trust Fund or assuming its operation. Such requirement may effectively preclude enforcement of the security for the related Note until a satisfactory environmental site assessment is obtained (or until any required remedial action is thereafter taken), but will decrease the likelihood that the Trust Fund will become liable under any environmental law. However, there can be no assurance that the requirements of the Pooling Agreement will effectively insulate the Trust Fund from potential liability under environmental laws. See "The Pooling Agreement--Realization Upon Mortgage Loans; Modifications--Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans" herein and "Certain Legal Aspects of Mortgage Loans--Environmental Matters" in the Prospectus.

    LACK OF CERTAIN APPRAISALS--LIMITATIONS OF APPRAISALS. In connection with the origination of each Mortgage Loans, the Originator obtained appraisals or market studies for each Mortgaged Property. Appraisals were obtained for the DDR/DRA Properties, the Courtyard Properties and the Worldwide Plaza Property. While independent appraisals were not performed with respect to the Mortgaged Properties securing the Prentiss Loan, the Arden Loan, the Villa Marina Loan, the Valley View Loan, and the Sun Communities Loan, which, based on the respective Cut-Off Date principal balances for the related Mortgage Loans, represent in the aggregate approximately 35.7% of the principal balance of the Mortgage Pool as of the Cut-Off Date, market surveys were performed within the last 6 months with respect to such Mortgaged Properties. Copies of such appraisals and market studies are included on the CD-ROM attached to the back cover of this Prospectus Supplement. The appraisals and market studies were all performed by independent MAI appraisers. In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than the conclusion that would be reached if a different appraiser were appraising such property or conducting a market survey. Moreover, appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

    The loan-to-value ratio of the related loans set forth herein was based on the loan amount and either (i) the appraised value of the related Mortgaged Properties or (ii) the aggregate value of the related Mortgaged Properties as determined by the Originator based on financial and other information provided by the borrowers and on information prepared on behalf of the Originator by third parties (such amounts, the "Capitalized Value"). No assurance can be given that such Capitalized Value represents the actual fair market value of such Mortgaged Properties or that such value could be realized upon foreclosure or forced sale. Information regarding the Capitalized Values of the Mortgaged Properties presented under "Mortgage Pool Characteristics" herein is not intended to be a representation as to the past, present or future market values of the Mortgaged Properties.

    RISK OF DIFFERENT TIMING OF MORTGAGE LOAN AMORTIZATION. If and as principal payments or prepayments are made on a Mortgage Loan, the remaining Mortgage Pool will be subject to more concentrated risk with respect to the diversity of Mortgaged Properties, types of Mortgaged Properties, Mortgaged Property characteristics and the number of borrowers. Because principal on the Offered Certificates is generally payable in sequential order, and generally no Class entitled to distributions of principal receives principal until the Certificate Principal Amount of the preceding Class or Classes so entitled has been reduced to zero, Classes that have a later sequential designation (other than the Class T, Class R and Class LR Certificates as described under "Description of the Offered Certificates--Distributions" herein) are more likely to be exposed to the risk of concentration discussed in the preceding sentence than Classes with higher priority.

    REPAYMENT DATE PRINCIPAL BALANCES. All of the Mortgage Loans (other than the DDR/DRA Loan) are expected to have substantial remaining principal balances as of their respective Anticipated Repayment Dates and the DDR/DRA Loan is expected to have a substantial remaining principal balance as of its maturity date. See "Mortgage Pool Characteristics--Certain Characteristics of the Mortgage Loans" and "Description of the Mortgage Loans and Mortgaged Properties" herein. No representation or warranty is made by the Depositor as to the ability of any of the related borrowers to make required Mortgage Loan payments on a full and timely basis or as to whether a borrower will repay or have the ability to repay the remaining principal at the Anticipated Repayment Dates or maturity dates of these Mortgage Loans. Mortgage loans like the DDR/DRA Loan, with a substantial remaining principal balance at its maturity date, involve greater degrees of risk at its final maturity date than amortizing loans. The ability of a borrower to repay a loan on its Anticipated Repayment Date or in the case of the DDR/DRA Loan, on its maturity date, typically will depend upon its ability either to refinance the loan or to sell the related Mortgaged Property at a price sufficient to permit the borrower to repay the loan on the Anticipated Repayment Date or maturity date, as the case may be. The ability of a borrower to accomplish either of these goals will be affected by a number of factors at the time of attempted refinancing or sale, including the level of available mortgage credit, the prevailing interest rates, the fair market value of the related properties, the borrower's equity in the related properties, the financial condition of the borrower and operating history of the properties, the occupancy level of the Mortgaged Property, tax laws, prevailing general and regional economic conditions and the availability of credit for commercial real estate projects.

    OTHER FINANCING. The existence of indebtedness other than the Mortgage Loans incurred by borrowers could adversely affect the financial viability of such borrowers. Additional debt increases the likelihood that a borrower would lack the resources to perform on its Mortgage Loan and would seek the protection of a bankruptcy court. In a bankruptcy proceeding, the Trustee would face certain limitations (see "-- Bankruptcy Limitations on Lenders" below), and the holders of such additional debt would likely contest the Trustee's attempt to foreclose on the related Mortgaged Properties.

    The DDR/DRA Loan permits any DDR/DRA Borrower to incur indebtedness with respect to a DDR/DRA Property so long as such indebtedness: (a) does not, in the aggregate, exceed 5% of the DDR/ DRA Allocated Loan Amount applicable to the related DDR/DRA Property, (b) is not secured by the DDR/DRA Property and (c) is either (i) payable by the DDR/DRA Borrower in respect of the operation of the DDR/DRA Property within 60 days of the date such obligations were incurred; or
(ii) payable or reimbursable to any tenant on account of work performed at the DDR/DRA Property by such tenant or for costs incurred by such tenant in connection with its occupancy of space in the DDR/DRA Property. In addition, each DDR/DRA Borrower may incur such unsecured indebtedness as may be incurred to its members or partners, as applicable, pursuant to its limited liability company agreement or limited partnership agreement, as applicable, subject to the terms and provisions of a subordination agreement with respect to such debt. The operating agreements and limited partnership agreement for the respective DDR/DRA Borrowers provide that (i) payments made by members or partners in response to capital calls shall be treated as loans to the DDR/DRA Borrowers,
(ii) payments made to the DDR/DRA Borrowers by members or partners on behalf of a member or partner that has defaulted in its obligation to make a capital contribution in response to a capital call, shall each be treated as a loan from such member or partner to the defaulting member or partner, (iii) an advisory fee of 0.5% of gross income shall be paid to the DRA Entities and (iv) members or partners which have incurred expense to third parties on behalf of the DDR/DRA Borrowers shall be reimbursed by the respective DDR/DRA Borrowers. The subordination agreements executed by the DDR/DRA Borrowers and each member and partner thereof provide that all of the items described in (i), (ii), (iii) and
(iv) (the "DDR/DRA Subordinate Debt") above are subordinate in all respects to the DDR/DRA Loan, and provide further, among other things, that, (a) no member or partner shall declare a default under, accelerate, or take any enforcement action with respect to the DDR/DRA Subordinate Debt, (b) no member or partner shall accept any collateral or take a security interest in any collateral with respect to such DDR/DRA Subordinate Debt, (c) no member or partner shall institute or acquiesce in any bankruptcy proceeding against the DDR/DRA Borrowers or the other members or partners thereof, and (d) no member or partner will accept payments on account of the DDR/DRA Subordinate Debt except out of excess cash flow after payment of debt service, operating expenses and funding of required reserves, and, after an event of default, no member or partner shall accept any payments on account of the DDR/DRA Subordinate Debt. See "Description of the Mortgage Loans and Mortgaged Properties--The DDR/DRA Loan and Properties--The Loan--Permitted Indebtedness."

    The Courtyard Loan permits the Courtyard Borrower to incur the following indebtedness under the following conditions: (a) provided no default or event of default has occurred and is continuing under the Mortgage Loan, purchase money debt and capitalized lease obligations up to an aggregate amount of $4 million outstanding at any one time, for the purchase or lease of FF&E in the ordinary course of business; (b) indebtedness in respect of Courtyard Subordinated Obligations, provided such indebtedness is unsecured and subordinated to the Courtyard Loan; (c) provided no event of default has occurred and is continuing under the Mortgage Loan, indebtedness solely in respect of surety and appeal bonds, performance bonds and other obligations of a like nature, all in the ordinary course of business in accordance with customary industry practices; and
(d) certain subordinate debt, as described below. See "Description of the Mortgage Loans and Mortgaged Properties--The Courtyard Loan and Properties--The Loan--Permitted Indebtedness.

    The Courtyard Borrower had approximately $13,297,000 in unsecured subordinated debt outstanding as of June 20, 1997 from an affiliate of the Courtyard Borrower. The maximum amount of such debt that may be outstanding is $16,250,000. Such affiliate has agreed to subordinate its rights to payment under such obligations to the rights of the Courtyard Borrower. See "Description of the Mortgage Loans and Mortgaged Properties--The Courtyard Loan and Properties--Subordinate Debt" below.

    The Worldwide Plaza Amenities Parcel is subject to 4 subordinate mortgages in the aggregate principal amount of $263,763,363 (the "Worldwide Plaza Guarantor Subordinate Mortgages"). Pursuant to an Intercreditor and Subordination Agreement dated June 11, 1997 among the Worldwide Plaza Guarantor, the subordinate mortgagees and LB Holdings, the subordinate mortgagees have agreed that the liens of such subordinate mortgages are subordinate to the lien of the Worldwide Plaza Guaranty Mortgage.

    The subordinate mortgagees have agreed that if an event of default occurs under the Worldwide Plaza loan documents, no payment with respect to the Worldwide Plaza Guarantor Subordinate Mortgages will be made by the Worldwide Plaza Guarantor or accepted by the subordinate mortgagees. In addition, the subordinate mortgagees have agreed to refrain from exercising the following enforcement actions, among others, without prior consent from the Master Servicer for so long as any portion of the Worldwide Plaza Loan remains unpaid with respect to the Worldwide Plaza Guarantor Subordinate Mortgages: (a) acceleration of the subordinate debt, (b) foreclosure proceedings, (c) exercise of any power of sale and (d) acceptance of a deed in lieu of foreclosure. The Worldwide Plaza Borrower is the holder of the Second Amended and Restated Second Mortgage Note in the amount of $40,000,000 given by the Worldwide Plaza Guarantor and BRE/Worldwide II L.L.C. is the holder of that certain Second Amended and Restated Third Mortgage Note in the amount of $30,000,000 given by the Worldwide Plaza Guarantor. The Worldwide Plaza Borrower and BRE/Worldwide II L.L.C. have pledged their interest in the second and third mortgage to the Master Servicer pursuant to that certain Pledge and Security Agreement dated June 11, 1997, by and among the Worldwide Plaza Borrower, BRE/Worldwide II L.L.C. and LB Holdings. The remaining subordinate mortgages are held by the Youth Renewal Fund, whose rights to transfer such mortgages are restricted and are not pledged as collateral for the Worldwide Plaza Loan. See "Description of the Mortgage Loans and Mortgaged Properties--The Worldwide Plaza Loan and Properties--The Loan--Subordinate Debt."

    The Prentiss Loan permits the Prentiss Borrower to incur indebtedness relating solely to the financing of construction of capital improvements, tenant improvements or building equipment or leasing costs payable to third parties or the Prentiss Manager in accordance with the Prentiss Management Agreement and incurred with respect to one or more of the Prentiss Properties and costs associated with such indebtedness, either unsecured or [secured only by subordinate liens], and subject to, among other things, the following limitations: (a) that the aggregate amount of such indebtedness does not exceed an amount equal to 5% of the outstanding principal amount of the Prentiss Loan at any time; (b) that the terms of such indebtedness shall require that the principal amount of such indebtedness will be repaid from net operating income prior to any distributions to any direct beneficial owner of an interest in the Prentiss Borrower (other than for income, franchise, or other taxes imposed on the Prentiss Borrower for the privilege of doing business in the jurisdictions in which the property is located); and (c) such indebtedness is subject to a subordination and standstill agreement satisfactory in form and substance to the Master Servicer. See "Description of the Mortgage Loans and Mortgaged Properties--The Prentiss Loan and Properties--The Loan--Security."

    The Villa Marina Borrower and the Valley View Borrower may each incur indebtedness with respect to the related Mortgage Property without consent, so long as no event of default under the respective loan documents has occurred and is continuing as long as such indebtedness is not secured by the related Mortgaged Property and is payable by the related borrower in respect of the operation of the related Mortgaged Property in the ordinary course of operating such borrower's business, is paid within 60 days after its respective due date, or is payable or reimbursable to any tenant on account of work performed at the related Mortgaged Property by such tenant or for costs incurred by such tenant in connection with its occupancy of space in the related Mortgaged Property. Each of the Villa Marina Borrower and the Valley View Borrower may also incur other unsecured indebtedness with respect to the related Mortgaged Property without consent, so long as no event of default under the related loan documents has occurred and is continuing and is related solely to the financing of capital improvements, tenants improvements or building equipment or leasing costs relating solely to the related Mortgaged Property and provided that (a) such indebtedness does not, in the aggregate, exceed $2,000,000; (b) the proceeds of such indebtedness are not distributed to the related borrower or any indirect beneficiary of the related borrower except as reimbursements for the financing of capital improvements, tenants improvements or building equipment or leasing costs relating solely to the related Mortgaged Property; (c) such indebtedness is evidenced by a note or other written instrument on terms no less favorable to the related borrower than the terms of the related loan documents; and (d) the terms of such indebtedness require repayment from operating income in excess of operating expenses and the applicable Monthly Debt Service Payments. See "Description of the Mortgage Loans and Mortgaged Properties--The Villa Marina Loan and Property--The Loan--Other Financing" and "--The Valley View Loan and Property--The Loan--Other Financing" herein.

    RISKS RELATING TO THE WORLDWIDE PLAZA INTEREST RATE CAP AGREEMENT. In connection with the Worldwide Plaza Loan, the Worldwide Plaza Borrower has entered into the Worldwide Plaza Interest Rate Cap Agreement with a counterparty acceptable to the Ratings Agencies. There can be no assurance, however, that the counterparty will maintain such rating or have sufficient assets or otherwise be able to fulfill its obligations under the Worldwide Plaza Interest Rate Cap Agreement. In the event that the rating of the counterparty is qualified, withdrawn or downgraded, the Worldwide Borrower is required to immediately replace the Worldwide Plaza Interest Rate Cap Agreement with a new cap agreement acceptable to the Master Servicer. However, any downgrading, withdrawal or qualification of the rating of the counterparty below the then current rating on the Class C-2 Certificates could, if the Worldwide Borrower fails to provide a substitute cap agreement, result in the downgrading, withdrawal or qualification of the ratings on such Class of Certificates.

    LIMITATIONS ON LOCK BOXES. The Worldwide Plaza Loan, the Prentiss Loan and the Sun Communities Loan provide throughout the term of each such Mortgage Loan for collection of revenues from the related Mortgaged Properties in collection accounts and the payment of debt service and reserves through a lock box or cash collateral account held by the Master Servicer.

    No lock box is required to be maintained under any of the DDR/DRA Notes until after the occurrence of a DDR/DRA Primary Event or a DDR/DRA Secondary Event. A DDR/DRA Primary Event generally means the occurrence of certain events relating to a decline in the performance of the DDR/DRA Properties or a decline in the ratings of the DDR/DRA Manager. After the occurrence of a DDR/DRA Primary Event, the DDR/DRA Borrowers will no longer have access to the DDR/DRA Operating Account and the Master Servicer will make monthly allocations as described in "Description of the Mortgage Loans and Mortgaged Properties--The DDR/DRA Loan and Properties--The Loan-- Operating Accounts" herein. Under certain circumstances, following each such allocation, the Master Servicer is required to make available to the DDR/DRA Borrowers the amounts in excess of such allocations. However, upon the occurrence of a DDR/DRA Secondary Event, the DDR/DRA Borrowers will not be entitled to any amounts deposited in the DDR/DRA Operating Account and the Master Servicer will apply all such amounts as described in "Description of the Mortgage Loans and Mortgaged Properties--The DDR/DRA Loan and Properties--The Loan--Operating Accounts" herein. A "DDR/ DRA Secondary Event" generally means the occurrence of an event of default or acceleration under the DDR/DRA Loan documents or the failure of the DDR/DRA Borrower to maintain DDR/DRA Minimum Balance in the DDR/DRA Operating Account.

    The Courtyard Loan currently does not require a lock box for the collection of revenues. As described under "Description of the Mortgage Loans and Mortgaged Properties--The Courtyard Loan and Properties--The Loan--Cash Management Procedures," the collection of revenues and payment of expenses will occur through the operation of a cash management system maintained by MII, the parent company of Courtyard Management Corporation (the "Courtyard Manager"), pursuant to a cash management agreement. MII's senior long term unsecured debt is currently rated by S&P as "BBB+." Under this cash management system, all revenues (other than amounts permitted to be deposited in Local Accounts and customary amounts held as petty cash) with respect to the Courtyard Properties are transferred to a separate account (the "Courtyard Manager's Account") for accounting purposes only and, except as described below, may be swept immediately into the cash management system maintained by MII for properties managed by MII and its subsidiaries, which includes the Courtyard Properties and other properties. Operating profits from Courtyard Properties are transferred every two weeks into a segregated cash collateral account maintained by the Master Servicer from which monthly payments on the Courtyard Loan are paid. The Courtyard Manager's Account does not serve as security for the Courtyard Loan and funds in the Courtyard Manager's Account are not separately segregated as to any property. If (a) the Courtyard Properties are not managed by the Courtyard Manager, (b) the Courtyard Manager is not a wholly-owned, direct or indirect, subsidiary of MII, (c) the S&P rating of MII's long term unsecured debt is not at least "BBB+" or (d) the Courtyard Manager no longer maintains the Courtyard Manager's Account or the Courtyard Manager's Account no longer satisfies certain criteria as set forth in the Courtyard Loan documents, a lock box, in the name of the Master Servicer, is required to be established. For so long as the S&P rating of MII's senior long term unsecured debt is "BBB+," as is currently the case, the Courtyard Borrower is required to fund a tax and insurance subaccount.

    No lock box is required to be maintained under the Arden Loan until after the occurrence of an Arden Lock Box Event. An Arden Lock Box Event generally means the occurrence of certain events relating to a payment default, a decline in the performance of the Arden Properties or the failure of the Arden Borrower to obtain refinancing on or before the Arden Anticipated Repayment Date. After the occurrence of an Arden Lock Box Event the Master Servicer will make monthly allocations as described in "Description of the Mortgage Loans and the Mortgaged Property--The Arden Loan and Properties--The Loan--Lock Box" herein.

    No lock box is required to be maintained under either the Villa Marina Loan or the Valley View Loan until after the occurrence of, and during the continuation of, either a Villa Marina Lock Box Event or a Valley View Lock Box Event, respectively. A Villa Marina Lock Box Event or a Valley View Lock Box Event generally means the occurrence of certain events relating to a payment default, a decline in the performance of the related property or the failure of the related borrower to obtain refinancing on or before the Villa Marina Anticipated Repayment Date or the Valley View Anticipated Repayment Date, as applicable. After the occurrence of, and during the continuation of, either a Villa Marina Lock Box Event or a Valley View Lock Box Event with respect to the Villa Marina Loan or the Valley View Loan, respectively, the Master Servicer will make monthly distributions as described in "Description of the Mortgage Loans and the Mortgaged Property--The Villa Marina Loan and Property--The Loan--Lock Box" and "--The Valley View Loan and Property--The Loan--Lock Box" herein.

    See "Description of the Mortgage Loans and Mortgaged Properties--The DDR/DRA Loan and Properties--The Loan--Operating Account," "--The Courtyard Loan and Properties--The Loan--Cash Management Procedures," "--The Arden Loan and Properties--The Loan--Lock Box," "--The Villa Marina Loan and Property--The Loan--Lock Box," and "--The Valley View Loan and Property--The Loan--Lock Box."

    BANKRUPTCY LIMITATIONS ON LENDERS. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or against an obligor will stay the exercise of a power of sale and the commencement or continuation of a foreclosure action against the real property owned by that obligor. The resulting delay may be significant. In addition, a court which determines the value of a mortgaged property to be less than the principal balance of the loan it secures may (subject to certain protections available to the lender) stop a lender from foreclosing on the mortgaged property and, as a part of a restructuring plan, reduce the amount of secured indebtedness to the value of the mortgaged property as it exists at the time of the proceeding (leaving the lender as a general unsecured creditor for the difference between that value and the amount of its outstanding mortgage indebtedness). A bankruptcy court may also grant a debtor a reasonable time to cure a payment default, reduce monthly payments due under a mortgage loan, change the rate of interest due on a mortgage loan or otherwise alter the mortgage loan's repayment schedule.

    Creditors of obligors in bankruptcy are also generally prohibited from taking any action to obtain repayment of a loan while the bankruptcy case is pending. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienholder may stay the senior lienholder from taking action to foreclose on such junior lien. In addition, the obligor's trustee or the obligor, as debtor-in-possession, has certain special powers to avoid, subordinate or disallow debts. Even if a claim against a debtor is not avoided or subordinated, a lender's recovery with respect to obligors in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. In certain circumstances, the claims of the Trustee may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

    The Bankruptcy Code may also interfere with or affect the ability of the Trustee to enforce an assignment by an obligor of rents and leases related to the Mortgaged Property if the related obligor is in a bankruptcy proceeding. Under Section 362 of the Bankruptcy Code, a mortgagee will be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents may also escape an assignment thereof (i) to the extent such rents are used by the obligor to maintain the mortgaged property or for other court authorized expenses or (ii) to the extent other collateral may be substituted for the rents.

    The ability of the borrowers to repay the Mortgage Loans is, in many cases, dependent on leases of the Mortgaged Properties. To the extent a borrower's ability to make payment on a Mortgage Loan is dependent upon a lease of the related Mortgaged Property, such ability may be impaired by the commencement of a bankruptcy proceeding relating to a lessee under such lease. See "--Risks Relating to Tenants" and "--Reserves."

    As a result of the foregoing factors, the amount and timing of receipts with respect to the Mortgage Loans may be materially adversely affected.

    RISK OF BANKRUPTCY OF THE COURTYARD MANAGER OR MII. For so long as the Courtyard Manager is a wholly owned subsidiary of MII and manages the Courtyard Properties and the senior long-term unsecured debt of MII is rated at least "BBB+" by S&P, and so long as the Courtyard Manager maintains the Courtyard Manager's Account and the Courtyard Manager's Account satisfies the requirements set forth in the Courtyard Loan documents, all revenues from the operation of the Courtyard Properties will be deposited into local bank accounts or the Courtyard Manager's Account, and thereafter may be commingled in such accounts with funds from other hotels managed by MII or its affiliates. The Courtyard Manager's Account will be controlled by the Courtyard Manager or MII and will not be pledged as security for the Courtyard Loan. The Courtyard Manager will make disbursements on behalf of the Courtyard Borrower from the funds in the local accounts, the Courtyard Manager's Account, or MII's cash management system to pay all operating expenses of the hotels, other than subordinated management fees, subordinated FF&E Reserve Contributions and subordinated ground rent, make certain deposits in the FF&E Reserve Account, and, biweekly, transfer funds to the Courtyard Cash Collateral Account. In the event of a bankruptcy or insolvency proceeding involving the Courtyard Manager or MII, there is a risk that the Courtyard Borrower may be unable to utilize or otherwise have the benefit of funds previously turned over to the Courtyard Manager and that any payments made within 90 days of bankruptcy to third party vendors with respect to the Courtyard Properties or within 1 year of such a bankruptcy to the Trust Fund or the Courtyard Borrower for payment of the Courtyard Loan could, under certain circumstances, be recovered as preferential payments.

    TAX CONSIDERATIONS RELATED TO FORECLOSURE. If the Trust Fund were to acquire a Mortgaged Property subsequent to a default on the related Mortgage Loan pursuant to a foreclosure or deed in lieu of foreclosure, the Special Servicer would be required to retain an independent contractor to operate and manage the Mortgaged Property. Any net income from such operation and management, other than qualifying "rents from real property," or any rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved, will subject the Lower-Tier REMIC to federal (and possibly state or local) tax on such income at the highest marginal corporate tax rate (currently 35%), thereby reducing net proceeds available for distribution to Certificateholders. The Pooling Agreement provides that the Special Servicer will be permitted to cause the Lower-Tier REMIC to earn "net income from foreclosure property" that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. See "Federal Income Tax Considerations--Taxation of Holders of Residual Interest Securities" in the Prospectus.

    RISKS ASSOCIATED WITH TAX ASSESSMENT OF ARDEN PROPERTIES. In the State of California, assessed property values may increase only 2% per year, with few exceptions. Events such as transfer of ownership or significant new construction will trigger a reassessment of the property. The county assessor usually accepts the sales price or cost of the improvements in calculating assessed value. Therefore, assessed values are usually poor indicators of actual value, and are useful only to estimate effective tax rates. The Depositor has been advised by the Arden Borrower that the Arden Borrower believes that the assessed values for some of the Arden Properties will be adjusted because of past events which should have triggered a reassessment. However, in the event that such assessed values are readjusted, the Arden Borrower believes that such revised assessed values will not have a significant negative effect upon the Arden Borrower's ability to make payments on the Arden Loan because, although some of the adjustments will result in additional tax liability (including liabilities with respect to prior years), other adjustments may result in reduced tax liabilities (including a credit with respect to taxes paid in prior years). The Depositor has been advised by the Arden Borrower that the Arden Borrower has made provisions for the possibility of the payment of taxes relating to prior years and believes it will have adequate funds to satisfy such tax obligations, if any.

    WORLDWIDE PLAZA PROPERTY TAX ABATEMENT. The Worldwide Plaza Property benefitted from a temporary exemption of real estate taxes under the Industrial and Commercial Incentive Program of the City of New York (the "ICIP Program") which has expired. Under the ICIP Program, a portion of the real estate taxes otherwise payable with respect to the Worldwide Plaza Property was deferred. Commencing with the fiscal tax year that begins on July 1, 1998, the aggregate deferred taxes will be payable over a ten year period. Therefore, commencing in the 1998/99 tax year, the annual real estate taxes with respect to the Worldwide Plaza Property will be equal to the sum of (i) 10% of the aggregate taxes deferred under the ICIP Program (estimated to be $4.6 million per year) and (ii) the taxes attributable to such year. The two largest tenants in the Worldwide Plaza Property (Ogilvy & Mather Worldwide, Inc. and Cravath, Swaine & Moore) are responsible for their PRO RATA share (which share is approximately 62%) of all real estate taxes payable each year. Other tenants in the Worldwide Plaza Property, including Polygram Holdings, Inc., pay only their PRO RATA share of increases in real estate taxes above a base year excluding any increases resulting from the payment of deferred taxes under the ICIP Program. To the extent increases in real estate taxes attributable to the ICIP Program are not payable by tenants in the Worldwide Plaza Property, the net operating income from the Worldwide Plaza Property will be diminished.

    MANAGEMENT. The successful operation of a real estate project is dependent on the performance and viability of the property manager of such project. Different property types vary as to the extent a property manager is involved in property marketing and operations on a daily basis. Properties deriving revenues primarily from short-term sources are generally more management intensive than properties leased to creditworthy tenants under long-term leases. The property manager is responsible for responding to changes in the local market, planning and implementing the rental structure, including establishing levels of rent payments, and advising the borrowers so that maintenance and capital improvements can be carried out in a timely fashion. There is no assurance regarding the performance of any operators and/or managers or persons who may become operators and/or managers upon the expiration or termination of management agreements or following any default or foreclosure under a Mortgage Loan. In addition, third party property managers are typically operating companies and, unlike limited-purpose entities, may not be restricted from incurring debt and other liabilities in the ordinary course of business or otherwise. Consequently, there can be no assurance that the property managers will at all times be in a financial condition to continue to fulfill their management responsibilities under the related management agreements throughout the terms thereof. See "--Conflicts of Interest--Conflicts Between Managers and the Borrowers."

    ENFORCEABILITY. All of the Mortgages include debt-acceleration clauses, which permit the lender to accelerate the debt upon a monetary or non-monetary default of the borrower. The courts of all states will enforce clauses providing for acceleration in the event of a material payment default after the giving of appropriate notices. The equity courts of any jurisdiction, however, may refuse to permit the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the acceleration unconscionable.

    All of the Mortgage Loans on Mortgaged Properties that have tenants are secured by an assignment of leases and rents pursuant to which the borrower typically assigns its right, title and interest as landlord under the leases on the related Mortgaged Property and the income derived therefrom to the lender as further security for the related Mortgage Loan, while retaining a license to collect rents for so long as there is no default. In the event the borrower defaults, upon the election of, and following notice from, the lender, the license terminates and the lender is entitled to collect rents. In certain jurisdictions, such assignments may not be enforceable unless the lender complies with applicable state law for taking actual possession of the property or the cash by the lender until the lender secures the appointment of a receiver before achieving a priority relative to other persons with interests in the rents related to the Mortgaged Property. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender's ability to collect the rents may be adversely affected. See "Certain Legal Aspects of Mortgage Loans" in the Prospectus.

    STATE LAW LIMITATIONS ON REMEDIES. Several jurisdictions (including California) have laws that prohibit more than one "judicial action" to enforce a mortgage obligation, and some courts have construed the term "judicial action" broadly. Accordingly, the Pooling Agreement will require the Master Servicer or Special Servicer, as applicable, to obtain advice of counsel prior to enforcing any of the Trust Fund's rights under any of the Mortgage Loans that include properties where the rule could be applicable. In addition, with respect to any Mortgage Loan, the Master Servicer, or Special Servicer, as applicable, may be required to foreclose first on the Mortgaged Properties securing such Mortgage Loan located in states where such "one action" rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See "Certain Legal Aspects of Mortgage Loans--Foreclosure of Mortgage" in the Prospectus.

    As a result of the foregoing considerations, among others, the ability of the Master Servicer or the Special Servicer, as applicable, to realize upon the Mortgage Loans, may be limited by the application of state laws. Such actions may also, in certain circumstances, subject the Trust Fund to liability as a "mortgagee-in-possession" or result in the equitable subordination of the claims of the Trustee to the claims of other creditors of the borrower. Under the terms of the Pooling Agreement, the Master Servicer or the Special Servicer, as applicable, may take these state laws into consideration in deciding which remedy to choose following a default by a borrower.

    LEASEHOLD INTERESTS. Thirty-one of the Courtyard Properties are ground leased from affiliates of MII, one of the Courtyard Properties is ground leased from a third party and a portion of one of the Courtyard Properties is ground leased from a third party. The Marriott Ground Lessors have joined in the mortgages that secure the Courtyard Loan and have subjected their fee interest in the relevant Courtyard Properties to the lien of such mortgages. A discussion of the underlying leases is provided under "Description of the Mortgage Loans and Mortgaged Properties--The Courtyard Loan and Properties." The Prentiss Loan is secured in part by a first Mortgage on the Prentiss Borrower's leasehold estate in a substantial portion of the land underlying the Prentiss Property known as One Northwestern Plaza. A discussion of the Prentiss Loan underlying lease is provided under "Description of the Mortgage Loans and Mortgaged Properties-- The Prentiss Loan and Properties." The Arden Loan is secured in part by a first Mortgage on the Arden Borrower's leasehold estate in the land underlying the parking facility for the Arden Property known as 222 South Harbor Boulevard. A discussion of the Arden Loan underlying lease is provided under "Description of the Mortgage Loans and Mortgaged Properties--The Arden Loan and Properties."

    On the bankruptcy of a lessor or a lessee under a ground lease, the debtor entity has the right to assume or reject the lease. Pursuant to Section 365(h) of the Bankruptcy Code, a lessee whose lease is rejected by a debtor lessor has the right to remain in possession of its leased premises under the rent reserved in the lease for the term of the lease (including renewals). In the event of a lessee/borrower bankruptcy in which such debtor rejects any or all of its leases, the leasehold mortgagee would have the right to succeed to the lessee/borrower's position under the lease only if the lessor had specifically granted the mortgagee such right. In the event of concurrent bankruptcy proceedings involving the lessor and the lessee/borrower, the Trustee may be unable to enforce the bankrupt lessee/borrower's obligation to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained therein or in the mortgage.

    ZONING COMPLIANCE; INSPECTIONS. Certain of the Mortgaged Properties qualify as legally permissible non-conforming uses. Such status may limit the ability of the borrowers to rebuild the premises "as is" in the event of a substantial casualty loss with respect thereto. For example, with respect to the Sun Communities Loan, the Bedford Hills Property may be legally non-conforming and in the event of a casualty, may be rebuilt if the restoration does not exceed 60% of the structure's assessed valuation, exclusive of foundation. With respect to the Sun Communities Loan, the Royal Country Property may be legally non-conforming and if the infrastructure or amenities become substantially destroyed, such infrastructure or amenities may be rebuilt to the same conditions as existed before the casualty, subject to compliance with an approved plan and subject to compliance with code requirements. The Sun Communities Loan documents require that the Sun Communities obtain and maintain all risk insurance containing an "Ordinance or Law Coverage" or "Enforcement" endorsement for all properties which constitute non-conforming uses, and the Sun Communities Borrower has obtained the required coverage.

    Inspections of the Mortgaged Properties were conducted in connection with the origination of the Mortgage Loans by licensed engineers to assess the structure, exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located on the Mortgaged Properties. There can be no assurance that all conditions requiring repair or replacement were identified in such inspections. See "Mortgage Pool Characteristics--Underwriting
Standards--Property Condition Assessments" herein for further information regarding the inspections on the Mortgaged Properties.

    An architectural and engineering report performed on behalf of the Originator in connection with the underwriting of the Valley View Loan identified approximately $3,200,000 of maintenance and repairs. See "Description of the Mortgage Loans and Mortgaged Properties--The Valley View Loan and Property-- The Property" herein.

    AVAILABILITY OF EARTHQUAKE, FLOOD AND OTHER INSURANCE. Although the Mortgaged Properties are required to be insured against certain risks, there is a possibility of casualty loss with respect to each Mortgaged Property for which insurance proceeds may not be adequate (such as floods, windstorms or earthquakes) or which may result from risks not covered by insurance (such as supplemental hurricane insurance). In addition, certain of the Mortgaged Properties are located in California, Florida and Texas, which are states that have been historically at greater risk to acts of nature (such as floods, windstorms and earthquakes) than properties located in other states. There can be no assurance that the borrowers have complied or will in the future be able to comply with requirements to maintain adequate insurance with respect to the Mortgaged Properties. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrower to effect such reconstruction, major repair or improvement. As a result of the occurrence of any of these events, the amount realized with respect to the Mortgage Loans, and the amount available to make distributions on the Certificates, could be reduced.

    The DDR/DRA I Borrower maintains earthquake insurance for the DDR/DRA Property located in California known as the Carmel Mountain Property in a total amount of $20,000,000. The first $5,000,000 of insurance (subject to a deductible of 5% of replacement value at risk) is provided by Glencoe Insurance, which has a claims paying ability rating of "AAA" by S&P and "A++" by Best's Key Rating Guide ("Best's"). Additional earthquake insurance in the amount of $15,000,000 is provided: (1) $5,000,000 by Royal Surplus Lines, which has a claims paying ability rating of "A" by S&P and "A-" by Best's, (2) $5,000,000 by Pacific Insurance Company, which has a claims paying ability rating of "AAA" by S&P and "A++" by Best's, (3) $2,500,000 jointly by United Fire & Casualty Company, which has a claims paying ability rating of "A" by S&P and "A" by Best's and Western Reinsurance, which is not rated by S&P and has a rating of "A" by Best's, and (4) $2,500,000 jointly by Lloyds of London, which is not rated by S&P or Best's and Western Reinsurance, which is not rated by S&P and has a claims paying ability rating of "A" by Best's.

    The DDR/DRA Property known as the Carrillon Place Property is located in a flood hazard zone. The DDR/DRA I Borrower maintains flood insurance for the Carrillon Place Property in the amount of $15,000,000 (subject to a $25,000 deductible), provided by Royal Surplus Lines, which has a claims paying ability rating of "A" by S&P and "A-" by Best's.

    For any Courtyard Property on which improvements are located within a federally designated special flood hazard area, the Courtyard Borrower is required to maintain flood insurance as is available under the National Flood Insurance Program. Six of the Courtyard Properties are located in federally designated flood hazard zones. Flood insurance in the amount of replacement cost (with a deductible of up to $25,000 per occurrence per location) has been provided under a blanket "all risk" policy by American Home Assurance Company. American Home Assurance Company has a claims paying ability rating of "AAA" by S&P and "A++" by Best's. See "--Risks Associated with Blanket Insurance Policies." See "Description of the Mortgage Loans and Mortgaged Properties--The Courtyard Loan and Property--The Loan-- Insurance".

    With respect to the Courtyard Properties located in California, the Courtyard Borrower has procured earthquake insurance in a total amount of $25,000,000. The first $2,500,000 of insurance is provided by American Home Assurance Company which has a claims paying ability rating of "AAA" by S&P and "A++" by Best's. The next $2,500,000 of loss is covered by Lexington Insurance Company, which has a claims paying ability rating of "AAA" by S&P and "A++" by Best's. The next $5,000,000 of loss is provided: (1) $2,500,000 by Pacific Insurance Co., Ltd., which has a claims paying ability rating of "AAA" by S&P and "A++" by Best's and (2) $2,500,000 by Agricultural Insurance Co., which has a claims paying ability rating of "BBB" by S&P and "A" by Best's. The next $10,000,000 of loss is provided: (1) $2,500,000 by RLI Insurance Co., which has a claims paying ability rating of "BBB" by S&P and "A" by Best's, (2) $5,000,000 by General Star Indemnity Co., which has a claims paying ability rating of "AAA" by S&P and "A++" by Best's and (3) $2,500,000 by Pacific Insurance Co., Ltd. The remaining $5,000,000 in coverage is provided by United States Fidelity and Guaranty Co., which has a claims paying ability rating of "A" by Best's and is not rated by S&P.

    The Prentiss Property known as the Pacific Gateway Center Property is located within a federally designated seismic zone. The Prentiss Borrower maintains earthquake insurance for the Pacific Gateway Center Property in a total amount of $20,000,000. Such insurance is maintained under a blanket policy that also covers other properties owned by the Prentiss REIT and its subsidiaries. The first $2,500,000 of insurance is provided by Continental Casualty Company, having a claims paying ability rating of "A+" by S&P and "A-" by Best's. The next $5,000,000 of loss is provided: (1) $2,500,000 by General Star Indemnity Company, which has a claims paying ability rating of "AAA" by S&P and "A++" by Best's and (2) $2,500,000 by Essex Insurance Co., which has a claims paying ability rating of "A" by S&P and "A" by Best's. The next $2,500,000 of loss is provided by Associated International Insurance Co., which has a claims paying ability rating of "BBB" by S&P and "A" by Best's. The next $5,000,000 of loss is provided jointly by (1) United Fire & Casualty Company, which has a claims paying ability rating of "A" by S&P and "A" by Best's and (2) Western Reinsurance, which is not rated by S&P and has a claims paying ability rating of "A" by Best's. The next $5,000,000 of loss is covered by RLI Insurance Company, which has a claims paying ability rating of "BBB" by S&P and a rating of "A" by Best's.

    All of the Arden Properties are located within federally designated seismic zones in California. The Arden Borrower is required to maintain earthquake insurance for all of the Arden Properties in an aggregate amount of not less than $26,615,000 (with a deductible of not more than five percent per each individual building subject to a $100,000 minimum), which amount was determined by engineering and seismic analysis as the aggregate probable maximum loss on the Arden Properties based on a 100-year study at an 80% confidence level. Such insurance is required to be maintained by insurance carriers having a claims paying ability rating of at least "AA" by S&P and an equivalent rating from at least one other Rating Agency. The Arden Properties are currently covered by a blanket policy which insures all of the approximately 40 properties owned by the Arden Borrower and the Arden REIT (the "Arden Portfolio") (including the Arden Properties) in an annual aggregate maximum amount of $100 million. The coverage is provided by a group of insurers whose claims-paying obligations are guaranteed by Federal Insurance Company, an affiliate of the Chubb Corporation, which has a claim paying ability rating of "AAA" by S&P, and "A++" by Best's and Hartford Fire, which has a claims paying ability of "AA" by S&P and "A+" by Best's.

    The Villa Marina Property is located within federally designated seismic zones in California. The Macerich REIT currently maintains earthquake insurance for certain California properties in which the

Macerich REIT and its subsidiaries own a 50% or greater interest, (including the Villa Marina Property and 13 other regional shopping centers), in a total blanket amount of $100,000,000 (subject to a deductable of 5% of insured value per occurence). 75% of first $10,000,000 of such insurance is provided by 2 insurers having a claims paying ability rating of "AAA" by S&P and "A++" by Best's the remaining 25% is provided by an insurance company having a claims paying ability rating of "A+" by S&P and "A" by Best's. The next $5,000,000 of coverage is provided: (1) 50% by an insurance company having a claims paying ability rating of "BB" by S&P and "A" by Best's and (2) 50% by an insurance company having a claims paying ability rating of "AAA" by S&P and "A++" by Best's. The next $10,000,000 of coverage is provided: (1) 25% by an insurance company having a claims paying ability rating of "A" by S&P and "A" by Best's,
(2) 25% by an insurance company having a claims paying ability rating of "AAA" by S&P and "A++" by Best's and (3) 50% by an insurance company having a claims paying ability rating of "A-" by S&P and "A" by Best's. In addition to the coverage described above, the Macerich REIT maintains an additional $75,000,000 provided by a consortium of insurers.

    The Royal Country Property securing the Sun Communities Loan is located in a flood zone and the required flood insurance has been obtained from Auto-Owners Insurance Company, which has a claims paying ability rating of "AAA" by S&P and "A++" by Best's.

    There can be no assurance that the amount of earthquake or flood insurance currently required or provided would be sufficient to cover damages caused by an earthquake, windstorm or flood, or that such insurance will be commercially available in the future. In addition, earthquake insurance coverage is often not obtainable from "AA" or higher-rated insurers and the loan documents generally permit such insurance to be obtained from such lower rated insurance companies. The Courtyard Loan also permits an earthquake casualty reserve account in lieu of insurance.

    The Rating Agencies generally require that the property insurance maintained with respect to each of the Mortgaged Properties be provided by insurers whose claims paying ability is rated at least "AA" or the equivalent. Not all of the Mortgage Loans require property insurance to be maintained by companies having such ratings. In addition, in some cases where the Mortgage Loans require such insurance, the related borrowers maintain property insurance with insurers whose claims paying ability is either not rated by certain of the Rating Agencies or is rated lower than "AA" or the equivalent. See "Description of the Mortgage Loans and Mortgaged Properties--The Prentiss Loan and Properties," "--The Villa Marina Loan and Property," "--The Valley View Loan and Property" and "--The Sun Communities Loan and Properties."

    COSTS OF COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. To the extent the Mortgaged Properties do not comply with the ADA, the borrowers are likely to incur costs of complying with the ADA. In addition, noncompliance could result in the imposition of fines by the federal government or an award of damages to private litigants. In connection with the origination of the Mortgage Loans, the related Originator obtained an inspection report which generally included limited information regarding ADA compliance. In addition, certain of the Mortgage Loans have reserve funds for capital improvements which include improvements mandated by the ADA. There can be no assurance that the related Mortgaged Properties will comply with the ADA in all respects once the related conditions are remedied, that such property-inspection reports identified all risks or conditions relating to the ADA or that amounts reserved (if any) are sufficient to pay such costs.

    LIMITED CROSS-GUARANTEES OR CROSS-COLLATERALIZATION; LIMITATIONS ON ENFORCEABILITY OF CROSS-COLLATERALIZATION LIMITATIONS OF ENFORCEABILITY-PLEDGES BY GROUND LESSORS AND PLEDGE OF SUBORDINATE DEBT. As described in greater detail under "Description of the Mortgage Loans and the Mortgaged Properties--The DDR/DRA Loan and Properties--The Loan--Security," the DDR/DRA Loan is evidenced by three notes; the DDR/ DRA Note A, the DDR/DRA Note B, and the DDR/DRA Note C. All 3 Notes are secured by all of the DDR/DRA Properties owned by each of the DDR/DRA Borrowers other than the Carillon Place

Property, which only secures the DDR/DRA Note B. Additionally, to some extent, cash flows from the Non-Florida DDR/DRA Properties support payment of the obligations under the DDR/DRA Note B and cash flows from the Carillon Place Property support payment of the obligations under the DDR/DRA Note A and the DDR/DRA Note C. Such cross-support arrangements are designed primarily to ensure that all of the collateral (other than the Carillon Place Property) pledged to secure the DDR/DRA Loan, and the cash flow generated thereby, is available to support debt service on, and ultimate repayment of, all of the aggregate indebtedness evidenced by the DDR/DRA Notes. The DDR/DRA Notes are not the joint and several obligations of the three DDR/DRA Borrowers, although each has pledged its properties (other than the Carrillon Place Property) to secure all of the indebtedness. The DDR/DRA Borrowers have not entered into any contribution agreement or other similar agreement and therefore, in the event that one DDR/DRA Borrower's properties are foreclosed upon and the proceeds of the sale thereof are applied to satisfy the other Borrowers' obligations, the DDR/DRA Borrower whose properties were foreclosed upon will have no claim for reimbursement against the other two DDR/DRA Borrowers. Any payment by a DDR/DRA Borrower or satisfaction of indebtedness from such DDR/DRA Borrower's properties in excess of such DDR/DRA Borrower's direct obligation could be challenged as a fraudulent conveyance by creditors of such DDR/DRA by the representatives of a DDR/DRA Borrower in an action brought outside a bankruptcy case, or, if a DDR/DRA Borrower were to become a debtor in a bankruptcy case.

    Under the Courtyard Loan, each of the 31 Marriott Ground Lessors has subjected its fee interests in the respective Courtyard Properties to the liens of the Courtyard Loan as additional security for the obligations of the Courtyard Borrower. Such arrangements could be challenged as fraudulent conveyances by creditors of the related Marriott Ground Lessor, in an action brought outside a bankruptcy case, or, if the Courtyard Borrower were to become a debtor in a bankruptcy case.

    The Sun Communities Loan is comprised of the obligations of 2 related entities, each of which owns at least 1 Sun Communities Property. The interest of the Sun Communities Borrower A will provide security for the entire indebtedness represented by the Sun Communities Loan. These arrangements are designed primarily to ensure that all of the collateral pledged to secure the Sun Communities A Mortgages, and the cash flow generated thereby, is available to support debt service on, and ultimate repayment of, all of the aggregate indebtedness evidenced by the Sun Communities Notes. However, an enforcement action against the Sun Communities Mortgage securing the Edwardsville Property would currently be limited to $12,000,000, which amount could be increased through the payment of additional mortgage tax. The arrangements thus seek to reduce the risk that the inability of one or more Mortgaged Properties securing the Sun Communities Loan to generate net operating income sufficient to pay debt service will result in defaults and ultimate losses. Any payment by a Sun Communities Borrower or satisfaction of indebtedness from such Sun Communities Borrower's properties in excess of such Sun Communities Borrower's direct obligation could be challenged as a fraudulent conveyance by creditors of such Sun Communities Borrower or by the representatives of a Sun Communities Borrower in an action brought outside a bankruptcy case, or, if a Sun Communities Borrower were to become a debtor in a bankruptcy case.

    Generally, under federal and most state fraudulent conveyance statutes, the incurring of an obligation or the transfer of property or an interest in property (including the granting of a lien) by a person will be subject to avoidance under certain circumstances if the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (a) was insolvent or was rendered insolvent by such obligation or transfer, (b) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person was an unreasonably small capital or (c) intended to, or believed that it would incur, debts that would be beyond that person's ability to pay as such debts matured. Accordingly, a lien (or right to receive credit support) granted by the DDR/DRA Borrower, the Marriott Ground Lessor or a Sun Communities Borrower to secure repayment of the DDR/DRA Note, the Courtyard Loan or the Sun Communities Loan, respectively, could be avoided if a court were to determine that (a) such entity was insolvent at the time of granting the lien or right, was rendered insolvent by the granting of a lien or right or was left with inadequate capital, or was not able to pay its debts as they matured and (b) such entity did not, when it allowed its fee estate or estates to be encumbered by a lien securing the entire indebtedness represented by the DDR/DRA Loan, the Courtyard Loan or the Sun Communities Loan (or granted a right to credit support from revenues from its properties), receive fair consideration or reasonably equivalent value for pledging its fee estate or estates, for the benefit of the DDR/DRA Borrower, the Courtyard Borrower or respective Sun Communities Borrower, as the case may be (or granting such interest in its cash flow).

    Among other things, a legal challenge to the granting of the liens and/or the incurring of the obligation by the Marriott Ground Lessors may focus on the benefits realized by such Marriott Ground Lessor from the Courtyard Loan. If a court were to find or conclude that the granting of liens or the incurring of the obligations associated with the Courtyard Loan was an avoidable fraudulent conveyance, that court could subordinate all or part of the Courtyard Loan, to existing or future indebtedness of that Marriott Ground Lessor, recover payments made under the Courtyard Loan, or take other actions detrimental to the holders of the Certificates, including under certain circumstances, invalidating the Mortgages securing such loans.

    Although the Sun Communities and DDR/DRA Borrowers have agreed to enter into the Sun Communities Loan and DDR/DRA Loans, respectively and the Sun Communities Mortgages and DDR/ DRA Mortgages, respectively, there can be no assurance that such a fraudulent conveyance challenge would not be made or, if such an action were made, that it would not be successful. In addition, fraudulent conveyance-related claims against the Trust Fund are not covered by title insurance policies obtained in connection with the origination of the Sun Communities Loan or DDR/DRA Loan.

    RISKS ASSOCIATED WITH BLANKET INSURANCE POLICIES. Certain of the Mortgaged Properties are covered by blanket insurance policies which also cover other properties of the related borrower or its affiliates. In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each Mortgaged Property's insurable risks.

    ATTORNMENT CONSIDERATIONS. Some of the operating leases and tenant leases, including the anchor tenant leases, contain provisions that require the tenant to attorn to (that is, recognize as landlord under the lease) a successor owner of the Mortgaged Property following foreclosure. Some of the leases may be either subordinate to the liens created by the Mortgages or contain a provision that requires the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions. In some jurisdictions, if tenant leases are subordinate to the liens created by the mortgage and such leases do not contain attornment provisions, such leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, in the case of the foreclosure of a Mortgaged Property located in such a jurisdiction and leased to one or more desirable tenants under leases that do not contain attornment provisions, such Mortgaged Property could experience a further decline in value if such tenants' leases were terminated (e.g., particularly if such tenants were paying above-market rents or could not be replaced). If a Mortgage is subordinate to a lease, the Trust Fund will not (unless it has otherwise agreed with the tenant) possess the right to dispossess the tenant upon foreclosure of the property, and if the lease contains provisions inconsistent with the Mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards), the provisions of the lease will take precedence over the provisions of the Mortgage.

    LITIGATION. There may be pending or threatened legal proceedings against the borrowers and managers of the Mortgaged Properties and their respective affiliates arising out of the ordinary business of the borrowers, managers and affiliates. There can be no assurance that such litigation will not have a material adverse effect on distribution to Certificateholders.

    In particular, the Depositor is aware that there are various outstanding lawsuits against the DDR/ DRA Borrowers, the Worldwide Plaza Guarantor and the Worldwide Plaza Manager. Such lawsuits are unlikely to have any material adverse effect on any Certificateholder.

    BANKRUPTCY PROCEEDINGS. The Worldwide Plaza Guarantor is operating under an "Order Confirming Debtor's Plan of Reorganization" (the "Worldwide Plaza Reorganization Order") signed and entered by the U.S. Bankruptcy Court for the District of Delaware on March 4, 1997.

    The Worldwide Plaza Guarantor consists of a sole general partner, BRE/Worldwide Inc. (the "Worldwide Plaza Guarantor GP"), and numerous limited partners consisting of WZ Garden Corp., Oldegard Corp., WW West "A" Associates L.P., Thomas G. Fergusson Associates, Inc., HLS Corp. and Cravath, Swaine & Moore (Thomas G. Fergusson Associates, Inc. and HLS Corp. are affiliates of Ogilvy & Mather Worldwide, Inc.).

    Pursuant to an Amended and Restated Loan Purchase Agreement dated September 5, 1996 between the Worldwide Plaza Borrower and Deutsche Bank, A.G., the Worldwide Plaza Borrower agreed to purchase certain mortgage loans from Deutsche Bank, secured by mortgage liens of the Worldwide Plaza Property and the Worldwide Plaza Amenities Parcel. In accordance with such agreement, the Worldwide Plaza Borrower designated LB Holdings as the purchaser of the first mortgage loan, and Deutsche Bank assigned such loan to LB Holdings in the amount of $290,000,000. Pursuant to the Worldwide Plaza Reorganization Order, the Worldwide Plaza Guarantor transferred the Worldwide Plaza Property to the Worldwide Plaza Borrower, and the Worldwide Plaza Borrower assumed the Worldwide Plaza Guarantor's liability with respect to the $290,000,000 first mortgage encumbering the Worldwide Plaza Property. Pursuant to the Worldwide Plaza Loan documents, the amount due to LB Holdings under such mortgage was reduced and restated to $275,000,000.

    The Worldwide Plaza Borrower has represented that as of closing, there had been no appeal and no appeal was pending with respect to the Worldwide Plaza Reorganization Order.

    RISKS RELATING TO UNDERWRITTEN NET CASH FLOW. As described under "Mortgage Pool Characteristics-- Certain Characteristics of the Mortgage Loans," Underwritten Net Cash Flow means cash flow, as adjusted based on a number of assumptions used by the Depositor. No representation is made that the Underwritten Net Cash Flow set forth herein represents future net cash flows. Each investor should review these assumptions and make its own determination of the appropriate assumptions to be used in determining Underwritten Net Cash Flow.

    Underwritten Net Cash Flow reflects calculations and assumptions used by the Depositor and should not be used as a substitute for cash flow as determined in accordance with GAAP as a measure of the results of a Mortgaged Property's operation or as a substitute for cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. For example, the DSCRs set forth herein for the Mortgage Loans and the Mortgaged Properties vary, and may vary substantially, from the debt service coverage ratios for the Mortgage Loans and the Mortgaged Properties as calculated pursuant to the definition of such ratios as set forth in the related loan documents. See "Mortgage Pool Characteristics-- Certain Characteristics of the Mortgage Loans" for a discussion of the assumptions used in determining Underwritten Net Cash Flow.

    In addition, Underwritten Net Cash Flow is based in part on the related Originator's estimates, which in turn are based in part on information provided to the related Originator by the related borrower, and which are also based in part on the past and expected future financial performance of the related Mortgaged Property.

CONFLICTS OF INTEREST

    GENERAL. The potential for various conflicts of interest exists with respect to the offering of the Certificates, including conflicts of interests among certain of the borrowers and the property or asset managers. In addition, one or more affiliates of Lehman Brothers has entered into, and may in the future enter into other, financing arrangements with affiliates of some or all of the borrowers.

    CONFLICTS BETWEEN THE MASTER SERVICER AND THE TRUST FUND. The Master Servicer is in the business of servicing mortgage loans, including existing and new mortgage loans for third parties similar to the Mortgage Loans. These mortgage loans may be in the same markets or have common owners, obligors and/or property managers as certain of the Mortgage Loans and Mortgaged Properties securing the Mortgage Loans. Certain personnel of the Master Servicer and its affiliates may, on behalf of the Master Servicer, perform services with respect to the Mortgage Loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans in the same markets as the Mortgaged Properties securing the Mortgage Loans. In such a case, the interests of the Master Servicer and its affiliates and their other clients may differ from and compete with the interests of the Trust Fund and such activities may adversely affect the amount and timing of collections on the Mortgage Loans.

    CONFLICTS BETWEEN MANAGERS AND THE BORROWERS. Substantially all of the third party and borrower affiliated property managers for the Mortgaged Properties (or their affiliates) manage additional properties, including properties that may compete with the Mortgaged Properties. Moreover, affiliates of the managers, and certain of the managers themselves, may also own or manage other properties, including competing properties. Accordingly, the managers of the Mortgaged Properties may experience conflicts of interest in the management of such Mortgaged Properties.

    CONFLICTS RELATED TO THE COURTYARD LOAN. Because Host Marriott, the parent of the general partner of the Courtyard GP, and MII and their respective affiliates own and/or operate hotels other than the Courtyard Properties, and because MII and its affiliates license others to operate hotels under the various brand names owned by MII and its affiliates, potential conflicts of interest exist. With respect to these potential conflicts of interest, Host Marriott and MII retain the right to compete with the Courtyard Properties, including the right to develop competing hotels in markets in which the Courtyard Properties are located, as well as to operate existing hotels which may currently compete directly or indirectly with the Courtyard Properties.

    In addition, Host Marriott and MII share two common directors --J.W. Marriott, Jr. and Richard E. Marriott. J.W. Marriott, Jr. serves as Chairman of the Board of Directors, Chief Executive Officer, and President of MII and also serves as a director of Host Marriott. Richard E. Marriott is a director of MII and Chairman of the Board of Directors of Host Marriott. Messrs. J.W. Marriott, Jr. and Richard E. Marriott, as well as certain other officers and directors of MII and Host Marriott, also own shares (and/or options or other rights to acquire shares) in both companies. Policies and procedures have been established by the Board of Directors of Host Marriott and MII to limit the involvement of Messrs. J.W. Marriott, Jr. and Richard E. Marriott (and, if appropriate, other officers and directors of such companies) in conflict situations, including requiring them to abstain from voting as directors of either Host Marriott or MII (or as directors of any of their subsidiaries) on certain matters which present a conflict between the companies.

THE OFFERED CERTIFICATES

    SPECIAL PREPAYMENT, YIELD AND LOSS CONSIDERATIONS. The yield to maturity on the Offered Certificates will depend, among other things, on the rate and timing of principal payments (including both voluntary prepayments, in the case of the Mortgage Loans that permit voluntary prepayment, and involuntary prepayments, such as prepayments resulting from casualty or condemnation, defaults and liquidations) on the Mortgage Loans and the allocation thereof to reduce the Certificate Principal Amounts of the Certificates entitled to distributions of principal. In addition, in the event of any repurchase of all or a portion of a Mortgage Loan from the Trust Fund under the circumstances described under "The Pooling Agreement--Representations and Warranties; Repurchase" herein, the Repurchase Price paid would be passed through to the holders of the Certificates with the same effect as if such Mortgage Loan had been prepaid in part or in full (except that no prepayment premium or yield maintenance charge would be payable with respect to any such repurchase). In addition, with respect to any Class of Offered Certificates, to the extent losses on the Mortgage Loans exceed the aggregate Certificate Principal Amount of the Classes of Certificates subordinated to such Class, such Class will bear a loss equal to the amount of such excess up to an amount equal to the outstanding Certificate Principal Amount thereof. No representation is made as to the anticipated rate of prepayments (voluntary or involuntary) or rate or amount of liquidations or losses on the Mortgage Loans or as to the anticipated yield to maturity of any Offered Certificate. See "Yield, Prepayment and Maturity Considerations--Yield" herein.

    Investors in the Class C-2 Certificates will generally be entitled to receive distributions of principal from principal payments on the Worldwide Plaza LIBOR Component. See "Description of the Offered Certificates--Distributions--Payment Priorities" herein. Therefore, the Class C-2 Certificates will be extremely sensitive to the rate and timing of principal payments (including both voluntary prepayments, which are permitted under the Worldwide Plaza LIBOR Component, and delinquencies, defaults and liquidations) attributable to the Worldwide Plaza LIBOR Component and any repurchase with respect to breaches of representations and warranties with respect to such Mortgage Loan.

    The Notional Amount of the Class X-1 Certificates is based upon the Certificate Principal Amounts of the Class A-1, Class A-2, Class A-3, Class B, Class C-1, Class D, Class E and Class F Certificates, which in turn are based on the Stated Principal Balances of the Group 1 Loans. Therefore, the yield to maturity on the Class X-1 Certificates will be extremely sensitive to the rate and timing of prepayments of principal (including both voluntary and involuntary prepayments, delinquencies, defaults and liquidations) on the Group 1 Loans and any repurchase with respect to breaches of representations and warranties with respect to the Group 1 Loans to the extent such payments of principal are allocated to each such Class in reduction of the Certificate Principal Amount thereof.

    The Notional Amount of the Class X-2 Certificates is based upon the Certificate Principal Amount of the Class C-2 Certificates, which is in turn based on the Stated Principal Balance of the Worldwide Plaza LIBOR Component. The Worldwide Plaza LIBOR Component is prepayable at any time without the imposition of any Prepayment Premium. Therefore, the yield to maturity on the Class X-2 Certificates will be extremely sensitive to the rate and timing of voluntary prepayments of principal (as well as delinquencies, defaults and liquidations) on the Worldwide Plaza LIBOR Component and any repurchase with respect to breaches of representations and warranties with respect to the Worldwide Plaza LIBOR Component.

    No Mortgage Loan (other than the Worldwide Plaza LIBOR Component, and the Worldwide Plaza Fixed Components in certain limited circumstances described herein under "Description of the Mortgage Loans and Mortgaged Properties--The Worldwide Plaza Loan and Properties--The Loan--Prepayment Terms and Special Lease Payments") permits voluntary prepayment earlier than 3 months prior to the related Anticipated Repayment Date (or, in the case of the DDR/DRA Loan, any time prior to 6 months of its maturity date and in the case of the Courtyard Loan and the Sun Communities Loan, 6 months prior to the Courtyard Anticipated Repayment Date or the Sun Communities Anticipated Repayment Date, respectively). See "Description of the Mortgage Loans and Mortgaged Properties." However, there is no assurance that involuntary prepayments will not occur or that the restrictions contained in the related Mortgage Loans would ultimately be enforceable in legal proceedings. Voluntary prepayments are permitted with respect to the Worldwide Plaza LIBOR Component. The rate at which voluntary prepayments occur on the Worldwide Plaza LIBOR Component will be affected by a variety of factors, including, without limitation, the terms of the Mortgage Loans, the level of prevailing interest rates, the availability of mortgage credit, the occurrence of casualties or natural disasters and economic, demographic, tax, legal and other factors.

    The Mortgage Loans may be prepaid, in whole or in part without payment of a yield maintenance charge and/or prepayment premium, on any Due Date on or after the dates set forth in the following table:

                                                                             FIRST PERMITTED      ANTICIPATED
MORTGAGE LOAN                                                                PREPAYMENT DATE     REPAYMENT DATE
--------------------------------------------------------------------------  -----------------  ------------------
DDR/DRA Loan .............................................................  December 10, 2001       June 10, 2002*
Courtyard Loan............................................................   October 10, 2011      April 10, 2012
Worldwide Plaza Loan**....................................................      July 10, 2004       July 10, 2004
Prentiss Loan.............................................................  November 26, 2006   February 26, 2007
Arden Loan................................................................     March 11, 2004       June 11, 2004
Villa Marina Loan.........................................................   October 10, 2006    October 10, 2006
Valley View Loan..........................................................   October 10, 2006    October 10, 2006
Sun Communities Loan......................................................     March 10, 2007  September 10, 2007

------------------------

*   The DDR/DRA Loan maturity date.

** The Worldwide Plaza LIBOR Component is fully prepayable without premium or penalty, and the Worldwide Plaza Fixed Components are prepayable in certain limited situations during the first two years after the Closing Date.

    No yield maintenance charge and/or prepayment premium will be required under the Mortgage Loans for prepayments in connection with a casualty or condemnation unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing.

    Provisions requiring yield maintenance charges and/or prepayment premiums may not be enforceable in some states and under federal bankruptcy law, and may constitute interest for usury purposes. Accordingly, no assurance can be given that the obligation to pay a yield maintenance charge and/or prepayment premium will be enforceable under applicable state or federal law or, if enforceable, that the foreclosure process will be sufficient to pay such yield maintenance charge and/or prepayment premium. Additionally, although the collateral substitution provisions related to defeasance are not intended to be, and do not have the same effect on the Certificateholders as prepayment, there can be no assurance that a court would not interpret such provisions as requiring a yield maintenance charge and/or prepayment premium and thus not enforceable under applicable law or as being usurious. See "Certain Legal Aspects of Mortgage Loans--Applicability of Usury Laws" in the Prospectus.

    In general, if an Offered Certificate is purchased by an investor at a premium and principal distributions thereon occur at a rate faster than anticipated at the time of purchase, to the extent that the required yield maintenance charge and/or prepayment premium, if any, are not received by such investor, such investor's actual yield to maturity may be lower than that assumed at the time of purchase. Conversely, if an Offered Certificate is purchased at a discount and principal distributions thereon occur at a rate slower than that assumed at the time of purchase, the investor's actual yield to maturity may be lower than that assumed at the time of purchase.

    Each Mortgage Loan (other than the DDR/DRA Loan which does not have an Anticipated Repayment Date) requires that commencing on the first Due Date after the related Anticipated Repayment Date, certain cash flow in excess of that required for debt service and other items with respect to the related Mortgaged Properties (as described more fully herein "Excess Cash Flow") will be applied towards the payment of principal until the principal balance of the related Mortgage Loan has been reduced to zero. Each Mortgage Loan (other than the DDR/DRA Loan) also provides that principal outstanding after the related Anticipated Repayment Date will bear interest at an adjusted rate (the "Adjusted Interest Rate") which will be higher (except with respect to the Worldwide Plaza LIBOR Component for which the Adjusted Interest Rate may be lower) than the interest rate previously in effect (the "Base Interest Rate"). While interest at the Base Interest Rate accrues and is payable on a current basis on such loans, interest at the excess of the Adjusted Interest Rate over the Base Interest Rate for such loans ("Excess Interest") will be deferred and will be paid only after the outstanding principal balance of the related loan and other amounts owing under the applicable loan documents has been paid in full. The foregoing features, to the extent applicable, are designed to increase the likelihood that a Mortgage Loan will be prepaid by the borrower on the applicable Anticipated Repayment Dates; however no assurance can be given that any Mortgage Loan will be repaid on its applicable Anticipated Repayment Date.

    See "Yield, Prepayment and Maturity Considerations" and "Federal Income Tax Consequences" herein and "Yield and Prepayment Considerations" and "Federal Income Tax Considerations" in the Prospectus.

    EFFECT OF MORTGAGOR DEFAULTS. The aggregate amount of distributions on the Offered Certificates, the yield to maturity of the Offered Certificates, the rate of principal payments on the Offered Certificates and the weighted average life of the Offered Certificates will be affected by the rate and the timing of delinquencies and defaults on the Mortgage Loans. If a purchaser of an Offered Certificate of any Class calculates its anticipated yield based on an assumed rate of default and amount of losses on the Mortgage Loans that is lower than the default rate and amount of losses actually experienced and such losses are allocable to such Class of Certificates, such purchaser's actual yield to maturity will be lower than that so calculated and could, under certain extreme scenarios, be negative. The timing of any loss on a liquidated Mortgage Loan will also affect the actual yield to maturity of the Offered Certificates to which all or a portion of such loss is allocable, even if the rate of defaults and severity of losses are consistent with an investor's expectations. In general, the earlier a loss borne by an investor occurs, the greater is the effect on such investor's yield to maturity.

    As and to the extent described herein, the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent, as applicable, will be entitled to receive interest on unreimbursed Advances and unreimbursed servicing expenses. Such interest will accrue from (and including) the date on which the related Advance is made or the related expense incurred through the date of reimbursement, less any amount of interest previously paid in respect thereof. The Master Servicer's, the Special Servicer's, the Trustee's or the Fiscal Agent's right, as applicable, to receive such payments of interest is prior to the rights of Certificateholders to receive distributions on the Offered Certificates and, consequently, may result in losses being allocated to the Offered Certificates that would not otherwise have resulted absent the accrual of such interest. In addition, certain circumstances, including delinquencies in the payment of principal and interest, will result in a Mortgage Loan being specially serviced. The Special Servicer is entitled to compensation for special servicing activities which may result in losses being allocated to the Offered Certificates that would not otherwise have resulted. See "The Pooling Agreement--Special Servicer" herein.

    Even if losses on the Mortgage Loans are not borne by an investor in a particular Class of Offered Certificates, such losses may affect the weighted average life and yield to maturity of such Certificates. Losses on the Mortgage Loans, to the extent not allocated to such Class of Offered Certificates, may result in a higher percentage ownership interest evidenced by such Certificates than would otherwise have resulted absent such loss. The consequent effect on the weighted average life and yield to maturity of the Offered Certificates will depend upon the characteristics of the remaining Mortgage Loans.

    Delinquencies and defaults on the Mortgage Loans may significantly delay the receipt of distributions by the holder of an Offered Certificate, to the extent that Advances or the subordination of another Class of Certificates does not fully offset the effects of any such delinquency or default.

    RELATED PARTIES MAY PURCHASE CERTIFICATES. Related parties, including the Master Servicer, the Special Servicer or affiliates of the borrowers may purchase all or part of one or more Classes of Certificates. A purchase by the Master Servicer or Special Servicer, as the case may be, could cause a conflict between such entity's duties pursuant to the Pooling Agreement and its interest as a holder of a Certificate, especially to the extent that certain actions or events have a disproportionate effect on one or more Classes of Certificates. The Pooling Agreement provides that the Mortgage Loans shall be administered in accordance with the Servicing Standard without regard to ownership of any Certificate by the Master Servicer, the Special Servicer or any affiliate thereof. Additionally, the Pooling Agreement provides that an affiliate of a borrower may not vote with respect to matters where there is a potential conflict of interest.

Under the Pooling Agreement, in the event that a Certificateholder becomes a lender under any of the partner loans or parent loans referred to in "--The Mortgage Loans--Other Financing" above, such Certificateholder will not be entitled to vote for the selection of the Special Servicer or in connection with directing the Special Servicer's actions.

    BOOK-ENTRY REGISTRATION. Each Class of Offered Certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for DTC, and will not be registered in the names of the related holders of Certificates or their nominees. As a result, holders of Offered Certificates will not be recognized as "Certificateholders" for certain purposes. Hence, those beneficial owners will be able to exercise the rights of holders of Certificates only indirectly through DTC and its participating organizations. See "Description of the Offered Certificates--Delivery, Form and Denomination" and "--Book-Entry Registration" herein. A beneficial owner holding a Certificate through the book-entry system will be entitled to receive the reports and notices described under the Pooling Agreement (to the extent that its name and address has been provided to the Certificate Registrar) only through the facilities of DTC and its respective participants (except that the reports will be made available directly from the Trustee upon request). Additionally, certain information made available on the monthly reports to Certificateholders can be retrieved via facsimile through LaSalle National Bank's ASAP System by calling (312) 904-2200, and requesting statement number 283.

    LIMITED LIQUIDITY AND MARKET VALUE. There is currently no secondary market for the Offered Certificates. While the Underwriter has advised the Depositor that they currently intend to make a secondary market in the Offered Certificates, they are under no obligation to do so. Accordingly, there can be no assurance that a secondary market for the Offered Certificates will develop. Moreover, if a secondary market does develop, there can be no assurance that it will provide holders of Offered Certificates with liquidity of investment or that it will continue for the life of the Offered Certificates. The Offered Certificates will not be listed on any securities exchange. Lack of liquidity could result in a substantial decrease in the market value of the Offered Certificates. In addition, the market value of the Offered Certificates at any time may be affected by many factors, including then prevailing interest rates, and no representation is made by any person or entity as to the market value of any Offered Certificate at any time.

    CERTIFICATE INTEREST RATE CONSIDERATIONS. After the Distribution Date in July 2004, the Certificate Interest Rate on the Class C-2 Certificates will be a fixed rate equal to the Net Mortgage Rate on the Worldwide Plaza LIBOR Component (which will be a fixed rate from and after such time) and, therefore, the yield to investors in such Class of Certificates may not be as high as that offered by other LIBOR-based investments which are not subject to such interest rate restrictions. The Certificate Interest Rate on the Class X-1 Certificates is based on the Group 1 WAC Rate of the Mortgage Loans and will be affected by disproportionate principal payments on the Mortgage Loans. Because certain Mortgage Loans will amortize their principal more quickly than others, such rate will fluctuate over the life of such Classes of Certificates. The Group 1 WAC Rate for each Distribution Date, assuming that each Mortgage Loan prepays on its Anticipated Repayment Date (and that all scheduled monthly payments are timely made and that no other prepayments occur), is set forth in Exhibit D hereto. See "Yield, Prepayment and Maturity Considerations--Yield" herein.

                    DESCRIPTION OF THE OFFERED CERTIFICATES

GENERAL

    The Certificates will be issued pursuant to the Pooling Agreement and will consist of 14 classes (each, a "Class") to be designated as the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class X-1 Certificates, the Class B Certificates, the Class C-1 Certificates, the Class C-2 Certificates, the Class X-2 Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class T Certificates, the Class R Certificates and the Class LR Certificates. The Class F, Class T, Class R and Class LR Certificates (collectively, the "Private Certificates") are not offered hereby.

    The Certificates represent in the aggregate the entire beneficial ownership interest in a Trust Fund consisting of: (i) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans due after the Cut-Off Date; (ii) any Mortgaged Property acquired on behalf of the Trust Fund through foreclosure or deed in lieu of foreclosure (upon acquisition, an "REO Property"); (iii) such funds or assets as from time to time are deposited in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Class T Distribution Account and any account established in connection with REO Properties (an "REO Account"); (iv) the rights of the mortgagee under all insurance policies with respect to the Mortgage Loans; (v) certain rights and remedies under the Loan Sale Agreement; and (vi) all of the mortgagee's right, title and interest in the Reserve Accounts and the Lock Box Accounts. The Certificates do not represent an interest in or obligation of the Depositor, the Originators, the Master Servicer, the Trustee, the Fiscal Agent, the Underwriter, the borrowers, the property managers or any of their respective affiliates.

    Upon initial issuance, the Class A-1, Class A-2, Class A-3, Class B, Class C-1, Class C-2, Class D, Class E and Class F Certificates (collectively, the "P&I Certificates") and the Class X-1 and Class X-2 Certificates will have the following Certificate Principal Amount or Notional Amount (in each case, subject to a variance of plus or minus 5%):

                                                                                     INITIAL
                                                                                   CERTIFICATE
                                                                                   PRINCIPAL OR
CLASS                                                                            NOTIONAL AMOUNT
------------------------------------------------------------------------------  ------------------
Class A-1.....................................................................    $  612,000,000
Class A-2.....................................................................       204,000,000
Class A-3.....................................................................       168,434,000
Class X-1.....................................................................     1,376,717,068
Class B.......................................................................       114,138,000
Class C-1.....................................................................        49,870,000
Class C-2.....................................................................        50,000,000
Class X-2(1)..................................................................        50,000,000
Class D.......................................................................       114,137,000
Class E.......................................................................        42,802,000
Class F.......................................................................        71,336,068

------------------------

(1) The Class X-2 Certificates will not be outstanding later than the Distribution Date in July 2004.

    The Certificate Principal Amount of any Class of P&I Certificates outstanding at any time represents the maximum amount which the holders thereof are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Trust Fund; provided, however, that in the event that Realized Losses previously allocated to a Class of Certificates in reduction of their Certificate Principal Amounts are recovered subsequent to the reduction of the Certificate Principal Amount of such Class to zero, such Class may receive distributions in respect of such recoveries in accordance with the priorities set forth under "--Distributions--Payment Priorities" herein.

    The Class X-1 and Class X-2 Certificates will not have Certificate Principal Amounts. Such Classes will represent the right to receive distributions of interest accrued as described herein on a notional principal amount (the "Notional Amount").

    The Notional Amount of the Class X-1 Certificates will equal the aggregate Certificate Principal Amounts of the Class A-1, Class A-2, Class A-3, Class B, Class C-1, Class D, Class E and Class F Certificates outstanding from time to time, plus the amount of any unpaid Interest Shortfalls on such Classes as of the first day of the related Interest Accrual Period.

    The Notional Amount of the Class X-2 Certificates through and including the Distribution Date in July 2004 will equal the Certificate Principal Amount of the Class C-2 Certificates, plus the amount of any unpaid Interest Shortfall on such Class as of the first day of the related Interest Accrual Period. Unless the Notional Amount of the Class X-2 Certificates has been reduced to zero prior to such date, the Class X-2 Certificates will be retired following distributions on the Distribution Date in July 2004. The Class X-2 Certificates will not be entitled to any distributions after such date.

    The Certificate Principal Amount of each Class of Certificates entitled to distributions of principal will in each case be reduced by amounts actually distributed thereon that are allocable to principal and by any Realized Losses allocated to such Class of Certificates. The Notional Amount of the Class X-1 Certificates will be reduced to the extent of all reductions in the aggregate of the Certificate Principal Amounts of the Class A-1, Class A-2, Class A-3, Class B, Class C-1, Class D, Class E and Class F Certificates. The Notional Amount of the Class X-2 Certificates will be reduced to the extent of all reductions of the Certificate Principal Amount of the Class C-2 Certificates.

DISTRIBUTIONS

    METHOD, TIMING AND AMOUNT. Distributions on the Certificates will be made on the second Business Day following the 10th day of each month (or if the 10th day of the month is not a Business Day, on the third Business Day immediately following the 10th day of the month), commencing in November 1997 (each, a "Distribution Date"). All distributions (other than the final distribution on any Offered Certificate) will be made by or on behalf of the Trustee to the persons in whose names the Certificates are registered at the close of business on the last day of the month immediately preceding the month in which the related Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day (the "Record Date"); provided, that the Record Date with respect to holders of the Class C-2 Certificates will be the close of business on the 9th day of the month in which the related Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions will be made (a) by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on any Offered Certificates will be made in like manner, but only upon presentment or surrender (for notation that the Certificate Principal Amount thereof has been reduced to zero) of such Certificate at the location specified in the notice to the Certificateholder thereof of such final distribution. All distributions made with respect to a Class of Certificates on each Distribution Date will be allocated pro rata among the outstanding Certificates of such Class based on their respective Percentage Interests. The "Percentage Interest" evidenced by any Offered Certificate is equal to the initial denomination thereof as of the Closing Date divided by the initial Certificate Principal Amount of the related Class.

    The Mortgage Pool consists of two groups (each, a "Loan Group"): "Loan Group 1" consists of the Worldwide Plaza Fixed Components and the other Mortgage Loans (collectively, the "Group 1 Loans") and "Loan Group 2" consists of the Worldwide Plaza LIBOR Component (the "Group 2 Loan"). The aggregate distribution to be made on the Group 1 Certificates on any Distribution Date will equal the Available Funds with respect to Loan Group 1. The aggregate distribution to be made on the Group 2 Certificates on any Distribution Date will equal the Available Funds with respect to Loan Group 2. The "Available Funds" for a Distribution Date and either Loan Group will be the sum of (i) all Scheduled Payments, Extended Scheduled Payments, Balloon Payments or other receipts on account of principal and interest on or in respect of the Mortgage Loans in such Loan Group (including Unscheduled Payments and Net REO Proceeds, if any) received by the Master Servicer in the related Collection Period, (ii) all other amounts required to be deposited in the Collection Account by the Master Servicer pursuant to the Pooling Agreement in respect of such Distribution Date that are allocable to the Mortgage Loans in such Loan Group, including all P&I Advances made by the Master Servicer, the Trustee or the Fiscal Agent, as applicable, in respect of such Distribution Date, and any interest or other income earned on funds in the Interest Reserve Account, (iii) with respect to the Group 1 Loans, for the Distribution Date occurring in each March, the Withheld Amounts as described herein under "The Pooling Agreement--Accounts-- Interest Reserve Account" and required to be deposited in the Lower-Tier Distribution Account pursuant to the Pooling Agreement and (iv) any late payments of Scheduled Payments received with respect to the Mortgage Loans in such Loan Group after the end of the Collection Period relating to such Distribution Date but prior to the related Master Servicer Remittance Date, but excluding the following:

    (a) amounts permitted to be used to reimburse the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent, as applicable, for previously unreimbursed Advances and interest thereon as described herein under "The Pooling Agreement--Advances";

    (b) the aggregate amount of the Servicing Fee (which includes the fees for both the Trustee and the Master Servicer) payable to the Master Servicer and the amounts payable to the Special Servicer described herein under "The Pooling Agreement--Special Servicer" in each case in respect of such Distribution Date, and all amounts in the nature of late fees, loan modification fees, extension fees, loan service transaction fees, demand fees, beneficiary statement charges, assumption fees, modification fees and similar fees, and reinvestment earnings on payments received with respect to the Mortgage Loans which the Master Servicer or Special Servicer is entitled to receive as additional servicing compensation pursuant to the terms of the Pooling Agreement (together with the Servicing Fee, "Servicing Compensation");

    (c) all amounts representing Scheduled Payments due after the related Due Date;

    (d) to the extent permitted by the Pooling Agreement, that portion of liquidation proceeds, insurance proceeds and condemnation proceeds with respect to a Mortgage Loan which represents any unpaid Servicing Compensation as described herein, to which the Master Servicer, the Special Servicer or the Trustee is entitled;

    (e) all amounts representing certain unanticipated or default related expenses reimbursable or payable to the Master Servicer, the Special Servicer, the Trustee or Fiscal Agent and other amounts permitted to be retained by the Master Servicer or withdrawn pursuant to the Pooling Agreement in respect of various items, including indemnities;

    (f) Prepayment Premiums;

    (g) Default Interest;

    (h) Excess Interest;

    (i) with respect to any Distribution Date occurring in each February, and in any January occurring in a year that is not a leap year, the Withheld Amounts with respect to the DDR/DRA Loan, the Prentiss Loan, the Arden Loan, the Villa Marina Loan and the Sun Communities Loan to be deposited in the Interest Reserve Account and held for future distribution;

    (j) all amounts received with respect to each Mortgage Loan previously purchased or repurchased pursuant to the Pooling Agreement during the related Collection Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined; and

    (k) the amount reasonably determined by the Trustee to be necessary to pay any applicable federal, state or local taxes imposed on the Upper-Tier REMIC or the Lower-Tier REMIC under the circumstances and to the extent described in the Pooling Agreement.

    "Scheduled Payment" with respect to any Mortgage Loan (other than any REO Mortgage Loan) or Worldwide Plaza Component and any Due Date is the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate that is payable by the related borrower on such Due Date, but not including any Balloon Payment. The Scheduled Payment with respect to an REO Mortgage Loan for any Distribution Date is the monthly payment that would otherwise have been payable on the related Due Date had the related Note not been discharged, determined as set forth in the Pooling Agreement.

    "Balloon Payment" means the principal portion of the scheduled payment due on the stated maturity date of any Mortgage Loan that does not fully amortize over its term to maturity.

    "Unscheduled Payments" are all net liquidation proceeds, net insurance proceeds and net condemnation proceeds payable under the Mortgage Loans, any Principal Prepayment, any Repurchase Price received with respect to a Mortgage Loan and any other payments under or with respect to the Mortgage Loans not scheduled to be made, but excluding Prepayment Premiums, Excess Interest, Default Interest, the Repurchase Price paid under the circumstances described under "The Pooling Agreement--Representations and Warranties; Repurchase" herein and any amount paid in connection with the release of the related Mortgaged Property through defeasance.

    "Prepayment Premiums" are payments received on a Mortgage Loan as the result of the receipt of certain Unscheduled Payments (other than any amount paid in connection with the release of the related Mortgaged Property through defeasance), which are intended to compensate the mortgagee for an early and unscheduled receipt of principal.

    "Net REO Proceeds" with respect to any REO Property and any related REO Mortgage Loan are all revenues received by the Special Servicer with respect to such REO Property or REO Mortgage Loan (other than the proceeds of a liquidation thereof) net of any insurance premiums, taxes, assessments and other costs and expenses permitted to be paid therefrom pursuant to the Pooling Agreement.

    "Principal Prepayments" are unscheduled payments of principal permitted to be made by a borrower under the terms of a Mortgage Loan and received from the borrower.

    "Collection Period" with respect to a Distribution Date and each Mortgage Loan is the period beginning on the day after the Due Date in the month preceding the month in which such Distribution Date occurs and ending on the Due Date in the month in which such Distribution Date occurs.

    "Net Default Interest" with respect to any Mortgage Loan or Worldwide Plaza Component is any Default Interest accrued on such Mortgage Loan or Worldwide Plaza Component less amounts required to pay any unpaid Servicing Fee, Special Servicing Fee, Rehabilitation Fee and Liquidiation Fee and to pay the Master Servicer, the Special Servicer, the Trustee or Fiscal Agent, as applicable, interest on Advances at the Advance Rate.

    "Default Interest" with respect to any Mortgage Loan or Worldwide Plaza Component is interest accrued on such Mortgage Loan or Worldwide Plaza Component at the excess of (i) the related Default Rate over (ii) the sum of the related Mortgage Rate plus, if applicable, the related Excess Rate.

    "Default Rate" with respect to any Mortgage Loan or Worldwide Plaza Component is the per annum rate at which interest accrues on such Mortgage Loan following any event of default on such Mortgage Loan or Worldwide Plaza Component including a default in the payment of a Scheduled Payment.

    "Excess Rate" with respect to each of the Mortgage Loans (other than the DDR/DRA Loan) and each Worldwide Plaza Component is the excess of the related Adjusted Interest Rate over the related Base Interest Rate (or with respect to the Worldwide Plaza LIBOR Component, the excess of the Adjusted Interest Rate thereof over 6.20625% per annum).

    "Excess Interest" with respect to each of the Mortgage Loans (other than the DDR/DRA Loan) and each Worldwide Plaza Component is the interest accrued at the related Excess Rate in respect of such Mortgage Loan, plus interest thereon, to the extent permitted by applicable law, at the related Adjusted Interest Rate.

    PAYMENT PRIORITIES. As used below in describing the priorities of distribution of Available Funds for each Loan Group and each Distribution Date, the terms set forth below will have the following meanings.

    The "Interest Accrual Amount," with respect to any Distribution Date and any Class of P&I Certificates, is equal to interest for the related Interest Accrual Period at the Certificate Interest Rate for such Class on the related Certificate Principal Amount (provided, that for interest accrual purposes any distributions in reduction of Certificate Principal Amount or reductions in Certificate Principal Amount as a result of allocations of Realized Losses on the Distribution Date occurring in an Interest Accrual Period will be deemed to have been made on the first day of such Interest Accrual Period); and "Interest Accrual Amount" with respect to any Distribution Date and the Class X-1 and Class X-2 Certificates is equal to interest for the related Interest Accrual Period at the Certificate Interest Rate for such Class for such Interest Accrual Period on the Notional Amount of such Class (provided, that for interest accrual purposes any distributions in reduction of Notional Amount or reductions in Notional Amount as a result of allocations of Realized Losses on the Distribution Date occurring in an Interest Accrual Period will be deemed to have been made on the first day of such Interest Accrual Period).

    Calculations of interest on the Group 1 Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months. Calculations of interest due in respect of the Group 2 Certificates will be made based on the actual number of days in the related Interest Accrual Period and a 360-day year.

    The "Interest Distribution Amount" with respect to any Distribution Date and each Class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount for such Distribution Date and (ii) the Interest Shortfall, if any, for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class on such Distribution Date.

    The "Interest Accrual Period" with respect to any Distribution Date and (a) with respect to each Class of Group 1 Certificates is the period commencing on and including the tenth day of the month preceding the month in which such Distribution Date occurs and ending on and including the ninth day of the month in which such Distribution Date occurs and (b) with respect to the Group 2 Certificates is the period commencing on and including the twelfth day of the month preceding the month in which such Distribution Date occurs and ending on and including the eleventh day of the month in which such Distribution Date occurs.

    Each Interest Accrual Period with respect to each Class of Group 1 Certificates is assumed to consist of 30 days and with respect to the Group 2 Certificates to consist of the actual number of days occurring in such Interest Accrual Period.

    An "Interest Shortfall" with respect to any Distribution Date for any Class of Regular Certificates is the sum of (a) the excess, if any, of (i) the Interest Distribution Amount for such Class for the immediately preceding Distribution Date over (ii) all distributions of interest (other than Excess Interest) made with respect to such Class of Certificates on the immediately preceding Distribution Date and (b) to the extent permitted by applicable law,
(i) other than in the case of the Class X-1 and Class X-2 Certificates, one month's interest on any such excess at the Certificate Interest Rate applicable to such Class of Certificates for the current Distribution Date, (ii) in the case of the Class X-1 Certificates, one month's interest on any such excess at the Group 1 WAC Rate for such Distribution Date and (iii) in the case of the Class X-2 Certificates, one month's interest on any such excess at the Mortgage Rate on the Worldwide Plaza LIBOR Component.

    The "Certificate Interest Rate" for any Class of Regular Certificates for any Interest Accrual Period is the per annum rate at which interest accrues on the Certificates of such Class during such Interest Accrual Period.

    The Certificate Interest Rate on the Class A-1 Certificates is equal to
   %.

    The Certificate Interest Rate on the Class A-2 Certificates is equal to
   %.

    The Certificate Interest Rate on the Class A-3 Certificates is equal to
   %.

    The Certificate Interest Rate on the Class B Certificates is equal to    %.

    The Certificate Interest Rate on the Class C-1 Certificates is equal to
   %.

    The Certificate Interest Rate on the Class C-2 Certificates will be equal to
(i) for each Distribution Date through the Distribution Date in July 2004, LIBOR
plus    % and (ii) for each Distribution Date thereafter, the Net Mortgage Rate of the Worldwide Plaza LIBOR Component (which will be a fixed rate from and after such time). See "Description of the Mortgage Loans and Mortgaged Properties--The Worldwide Plaza Loan and Property--The Loan--Payment Terms" herein for a description of the Worldwide Plaza LIBOR Component on which distributions on the Class C-2 Certificates are generally based.

    The Certificate Interest Rate on the Class D Certificates will be equal to
   %.

    The Certificate Interest Rate on the Class E Certificates will be equal to
the lesser of (i) the Group 1 WAC Rate and (ii)    %.

    The Certificate Interest Rate on the Class F Certificates will be equal to
the lesser of (i) the Group 1 WAC Rate and (ii)     %.

    For convenience in describing interest distributions, the Class X-1 Certificates will be deemed to consist of 8 components (each a "Component"), the "Class A-1 Component," "Class A-2 Component," "Class A-3 Component," the "Class B Component," the "Class C-1 Component," the "Class D Component," the "Class E Component" and the "Class F Component," each of which will have a notional amount (each, a "Component Notional Amount") equal to, and which will reduce proportionally with, the Certificate Principal Amounts of the Class A-1, Class A-2, Class A-3, Class B, Class C-1, Class D, Class E and Class F Certificates, respectively, outstanding from time to time (without giving effect to any Appraisal Reduction Amounts), plus the amount of any unpaid Interest Shortfall on such Classes.

    The Certificate Interest Rate on the Class X-1 Certificates is a per annum rate equal to the weighted average of the Certificate Interest Rates on the Class A-1 Component, the Class A-2 Component, the Class A-3 Component, the Class B Component, the Class C-1 Component, the Class D Component, the Class E Component and the Class F Component, weighted on the basis of their respective Component Notional Amounts.

    The Certificate Interest Rate on the Class A-1 Component is a per annum rate equal to the Group 1 WAC Rate minus the Certificate Interest Rate on the Class A-1 Certificates. The Certificate Interest Rate on the Class A-2 Component is a per annum rate equal to the Group 1 WAC Rate minus the Certificate Interest Rate on the Class A-2 Certificates. The Certificate Interest Rate on the Class A-3 Component is a per annum rate equal to the Group 1 WAC Rate minus the Certificate Interest Rate on the Class A-3 Certificates. The Certificate Interest Rate on the Class B Component is a per annum rate equal to the Group 1 WAC Rate minus the Certificate Interest Rate on the Class B Certificates. The Certificate Interest Rate on the Class C-1 Component is a per annum rate equal to the Group 1 WAC Rate minus the Certificate Interest Rate on the Class C-1 Certificates. The Certificate Interest Rate on the Class D Component is a per annum rate equal to the Group 1 WAC Rate minus the Certificate Interest Rate on the Class D Certificates. The Certificate Interest Rate on the Class E Component is a per annum rate equal to the Group 1 WAC Rate minus the Certificate Interest Rate on the Class E Certificates. The Certificate Interest Rate on the Class F Component is a per annum rate equal to the Group 1 WAC Rate minus the Certificate Interest Rate on the Class F Certificates.

    The Certificate Interest Rate on the Class X-2 Certificates for each Distribution Date through the Distribution Date in July 2004, is a per annum rate equal to the Net Mortgage Rate on the Worldwide Plaza LIBOR Component minus the Certificate Interest Rate on the Class C-2 Certificates. The Class X-2 Certificates will not be outstanding later than the Distribution Date in July 2004.

    The "Group 1 WAC Rate" with respect to any Distribution Date is a per annum rate equal to the weighted average of the Net Mortgage Rates in effect for the Group 1 Loans as of their respective Due

Dates in the month preceding the month in which such Distribution Date occurs, weighted on the basis of their respective Stated Principal Balances on such Due Dates.

    The "Regular Certificates" are the Class A-1, Class A-2, Class A-3, Class B, Class C-1, Class C-2, Class D, Class E, Class F, Class X-1 and Class X-2 Certificates.

    The "Net Mortgage Rate" with respect to any Group 1 Mortgage Loan is a per annum rate equal to the related Mortgage Rate in effect from time to time minus the Servicing Fee Rate. The Net Mortgage Rate of the Worldwide Plaza LIBOR Component is a per annum rate equal to the Mortgage Rate thereof in effect from time to time minus the Effective Servicing Fee Rate. For purposes of calculating Certificate Interest Rates, the Net Mortgage Rate of any Mortgage Loan or Worldwide Plaza Component will be determined without regard to any modification, waiver or amendment of the terms, whether agreed to by the Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower.

    The "Mortgage Rate" with respect to any Mortgage Loan or Worldwide Plaza Component is the per annum rate in effect from time to time at which interest accrues on such Mortgage Loan or Worldwide Plaza Component as stated in the related Note, in each case without giving effect to the Excess Rate or the Default Rate. Notwithstanding the foregoing, for purposes of calculating Certificate Interest Rates of the Group 1 Certificates, the Mortgage Rates of the Group 1 Mortgage Loans (each of which accrues interest on the basis of a 360-day year and actual days elapsed in each month), for any one-month period preceding a related Due Date will be deemed to be the annualized rate at which interest would have to accrue in respect of such Group 1 Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually accrued in respect of such Group 1 Mortgage Loan during such one-month period at the related Mortgage Rate; provided, however, that with respect to the DDR/DRA Loan, the Prentiss Loan, the Arden Loan, the Villa Marina Loan and the Sun Communities Loan, (i) the Mortgage Rate for the Collection Period preceding the Due Dates in January and February in each year that is not a leap year or in February only in each year that is a leap year will be determined net of the Withheld Amounts and (ii) the Mortgage Rate for the Collection Period preceding the Due Date in March will be determined after taking into account the addition of the Withheld Amount with respect to each such Mortgage Loan.

    The "Stated Principal Balance" of any Mortgage Loan or Worldwide Plaza Component at any date of determination will equal (a) the principal balance as of the Cut-Off Date of such Mortgage Loan or Worldwide Plaza Component, minus
(b) the sum of (i) the principal portion of each Scheduled Payment or, if applicable, Extended Scheduled Payment due on such Mortgage Loan or applied to such Worldwide Plaza Component after the Cut-Off Date and prior to such date of determination, if received from the borrower or advanced by the Master Servicer, Trustee or Fiscal Agent, (ii) all Balloon Payments, voluntary and involuntary principal prepayments and other unscheduled collections of principal received with respect to such Mortgage Loan or applied to such Worldwide Plaza Component, to the extent distributed to holders of the Certificates or applied to other payments required under the Pooling Agreement before such date of determination and (iii) any adjustment thereto as a result of a reduction of principal by a bankruptcy court or as a result of a modification reducing the principal amount due on such Mortgage Loan or Worldwide Plaza Component. The Stated Principal Balance of a Mortgage Loan or Worldwide Plaza Component with respect to which title to the related Mortgaged Property has been acquired by the Trust Fund is equal to the principal balance thereof outstanding on the date on which such title is acquired less any Net REO Proceeds allocated to principal on such Mortgage Loan or Worldwide Plaza Component. The Stated Principal Balance of a defaulted Mortgage Loan or Worldwide Plaza Component with respect to which the Master Servicer or the Special Servicer has determined that it has received all payments and recoveries which it expects to be finally recoverable on such Mortgage Loan or Worldwide Plaza Component is zero.

    The "Principal Distribution Amount" for any Distribution Date and either Loan Group will be equal to the sum, without duplication, of:

        (i) the principal component of all Scheduled Payments (other than Balloon Payments) due on the Due Date immediately preceding such Distribution Date (if received, or advanced by the Master Servicer, Trustee or Fiscal Agent, in respect of such Distribution Date) with respect to the Mortgage Loans or Worldwide Plaza Components, as applicable, in such Loan Group;

        (ii) the principal component of all Extended Scheduled Payments due on the related Due Date (if received, or advanced by the Master Servicer, Trustee or Fiscal Agent, in respect of such Distribution Date) with respect to the Mortgage Loans or Worldwide Plaza Components, as applicable, in such Loan Group;

       (iii) the principal component of any payment (including any Balloon Payment) on any Mortgage Loan or Worldwide Plaza Component in such Loan Group received on or after the maturity date thereof in the related Collection Period;

        (iv) the portion of Unscheduled Payments allocable to principal of any Mortgage Loan or Worldwide Plaza Component in such Loan Group received or applied during the related Collection Period, net of the principal portion of any unreimbursed P&I Advances related to such Mortgage Loan or Worldwide Plaza Component;

        (v) the principal portion of the Repurchase Price with respect to each Mortgage Loan or Worldwide Plaza Component in such Loan Group purchased, during the related Collection from the Trust Fund; and

        (vi) the Principal Shortfall, if any, for such Distribution Date and such Loan Group.

    For purposes of the foregoing definition of Principal Distribution Amount, the term "Principal Shortfall" for any Distribution Date and any Loan Group means the amount, if any, by which (i) the Principal Distribution Amount for such Loan Group for the preceding Distribution Date exceeds (ii) the aggregate amount actually distributed with respect to principal on such preceding Distribution Date in respect of such Principal Distribution Amount.

    An "REO Mortgage Loan" is any Mortgage Loan as to which the related Mortgaged Property has become an REO Property.

    On each Distribution Date prior to the Cross-over Date, the Available Funds with respect to the Group 1 Loans for such Distribution Date will be distributed in the following amounts and order of priority:

        (i) FIRST, pro rata, in respect of interest, to the Class A-1, Class A-2, Class A-3 and Class X-1 Certificates, up to an amount equal to, and pro rata as among such Classes in accordance with, the aggregate Interest Distribution Amounts of such Classes;

        (ii) SECOND, to the Class A-1 Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount with respect to Loan Group 1, until the Certificate Principal Amount thereof is reduced to zero;

       (iii) THIRD, to the Class A-2 Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount with respect to Loan Group 1 less the portion of such Principal Distribution Amount distributed pursuant to the prior clause, until the Certificate Principal Amount thereof is reduced to zero;

        (iv) FOURTH, to the Class A-3 Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount with respect to Loan Group 1 less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

        (v) FIFTH, to the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

        (vi) SIXTH, to the Class B Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount with respect to Loan Group 1 less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

       (vii) SEVENTH, to the Class B Certificates, for the unreimbursed amounts of Realized Losses, if any, up to an amount equal to the Principal Distribution Amount with respect to Loan Group 1 less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Certificate Interest Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

      (viii) EIGHTH, to the Class C-1 Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

        (ix) NINTH, to the Class C-1 Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount with respect to Loan Group 1 less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

        (x) TENTH, to the Class C-1 Certificates, for the unreimbursed amounts of Realized Losses, if any, up to an amount equal to the Principal Distribution Amount with respect to Loan Group 1 less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class plus interest thereon at the Certificate Interest Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

        (xi) ELEVENTH, to the Class D Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

       (xii) TWELFTH, to the Class D Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount with respect to Loan Group 1 less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

      (xiii) THIRTEENTH, to the Class D Certificates, for the unreimbursed amounts of Realized Losses, if any, up to an amount equal to the Principal Distribution Amount with respect to Loan Group 1 less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Certificate Interest Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

       (xiv) FOURTEENTH, to the Class E Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

       (xv) FIFTEENTH, to the Class E Certificates in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount with respect to Loan Group 1 less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

       (xvi) SIXTEENTH, to the Class E Certificates, for the unreimbursed amounts of Realized Losses, if any, up to an amount equal to the Principal Distribution Amount with respect to Loan Group 1 less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Certificate Interest Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

      (xvii) SEVENTEENTH, to the Class F Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

      (xviii) EIGHTEENTH, to the Class F Certificates in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount with respect to Loan Group 1 less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

       (xix) NINETEENTH, to the Class F Certificates, for the unreimbursed amounts of Realized Losses, if any, up to an amount equal to the Principal Distribution Amount with respect to Loan Group 1 less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Certificate Interest Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class; and

       (xx) TWENTIETH, to the Class R Certificates, any amounts relating to Group 1 Loans remaining in the Upper-Tier Distribution Account and to the Class LR Certificates, any amounts relating to Group 1 Loans remaining in the Lower-Tier Distribution Account.

    On each Distribution Date occurring on and after the Cross-over Date, regardless of the allocation of principal payments described in priorities SECOND, THIRD and FOURTH in the preceding sentence, an amount equal to the Principal Distribution Amount with respect to Loan Group 1 will be distributed, first, to the Class A-1 Certificates, Class A-2 Certificates and Class A-3 Certificates, pro rata, based on their respective Certificate Principal Amounts, in reduction of their respective Certificate Principal Amounts, until the Certificate Principal Amount of each such Class is reduced to zero; and second, to the Class A-1 Certificates, Class A-2 Certificates and Class A-3 Certificates, for unreimbursed amounts of Realized Losses previously allocated to such Classes, plus interest thereon at the Certificate Interest Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class, pro rata in accordance with the amount of such unreimbursed Realized Losses previously allocated.

    The "Cross-over Date" is the Distribution Date on which the Certificate Principal Amount of each Class of Group 1 Certificates entitled to distributions of principal other than the Class A-1, Class A-2 and Class A-3 Certificates has been reduced to zero.

    On each Distribution Date, the Available Funds with respect to the Group 2 Loan for such Distribution Date will be distributed in the following amounts and order of priority:

        (i) FIRST, (i) through and including the Distribution Date in July 2004, pro rata, (A) to the Class C-2 Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class and (B) to the Class X-2 Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class and (ii) after the Distribution Date in July 2004, to the Class C-2 Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

        (ii) SECOND, to the Class C-2 Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount with respect to Loan Group 2, until the Certificate Principal Amount thereof is reduced to zero;

        (iii) THIRD, to the Class C-2 Certificates for the unreimbursed amounts of Realized Losses, if any, up to an amount equal to the Principal Distribution Amount with respect to Loan Group 2 less the portion of such Principal Distribution Amount distributed as described in clause SECOND above, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Certificate Interest Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class; and

        (iv) FOURTH, to the Class R Certificates, any amounts relating to Group 2 Loan remaining in the Upper-Tier Distribution Account and to the Class LR Certificates, any amounts relating to Group 2 Loan remaining in the Lower-Tier Distribution Account.

    All references to "pro rata" in the preceding clauses or the clauses above, unless otherwise specified, mean pro rata based upon the amount distributable pursuant to such clause.

    PREPAYMENT PREMIUMS. Any Prepayment Premium actually collected with respect to a Mortgage Loan during any particular Collection Period will be distributed on the related Distribution Date to the holders of each Class of Group 1 Certificates entitled to distributions of principal on such Distribution Date in an aggregate amount up to the product of (a) such Prepayment Premium and (b) the Discount Rate Fraction. The "Discount Rate Fraction" is a fraction the numerator of which is equal to the excess of (x) the Certificate Interest Rate for such Class of Certificates over (y) the relevant Discount Rate (as defined below) and
(b) the denominator of which is equal to the excess of the Mortgage Rate of the related Mortgage Loan over (y) the relevant Discount Rate; provided, that if there are two or more of such Classes of Certificates entitled to principal distributions on such Distribution Date, the Certificate Interest Rate for purposes of clause (a)(x) above will be the Certificate Interest Rate for the Class with the earlier payment priority and the portion of the Prepayment Premium calculated as described above, will be allocated among such Classes of Certificates entitled to principal distributions on a pro rata basis in accordance with the relative amount of principal distributions made thereto on such Distribution Date. The "Discount Rate" shall equal the discount rate used to calculate the Prepayment Premium pursuant to the terms of the related Mortgage Loan. The portion of the Prepayment Premium remaining after the payment of the amount calculated as described above will be distributed to the holders of the Class X-1 Certificates.

    The Prepayment Premiums, if any, collected on the Group 1 Loans during any Collection Period may not be sufficient to fully compensate Certificateholders of any Class for any loss in yield attributable to the related prepayments of principal.

    See "Certain Legal Aspects of Mortgage Loans--Enforceability of Prepayment and Late Payment Fees" in the Prospectus regarding the enforceability of Prepayment Premiums.

    EXCESS INTEREST. On each Distribution Date, the Trustee will distribute any Excess Interest received during the related Collection Period to the holders of the Certificates as follows: (i) any Excess Interest received with respect to the Arden Loan and the Worldwide Plaza Fixed Components, to the holders of the Class A-2, Class A-3, Class B, Class C-1, Class D, Class E and Class F Certificates, pro rata, based on their initial Certificate Principal Amounts;
(ii) any Excess Interest received with respect to the Prentiss Loan, the Villa Marina Loan and the Valley View Loan, to the holders of the Class A-3, Class B, Class C-1, Class D, Class E and Class F Certificates, pro rata, based on their initial Certificate Principal Amounts; (iii) any Excess Interest received with respect to the Sun Communities Loan, to the holders of the Class C-1, Class D, Class E and Class F Certificates, pro rata, based on their initial Certificate Principal Amounts; (iv) any Excess Interest received with respect to the Courtyard Loan, to the holders of the Class D, Class E and Class F Certificates, pro rata, based on their initial Certificate Principal Amounts; and (v) any Excess Interest received with respect to the Worldwide Plaza LIBOR Component, to the holders of to the Class C-2 Certificates.

    CLASS T DISTRIBUTIONS. On each Distribution Date, Net Default Interest received in the related Collection Period with respect to a default on a Mortgage Loan received in such Collection Period will be distributed solely to the Class T Certificates, to the extent set forth in the Pooling Agreement.

    REALIZED LOSSES. The Certificate Principal Amount of each Class of Certificates entitled to distributions of principal will be reduced without distribution on any Distribution Date as a write-off to the extent of any Realized Loss allocated to such Class on such Distribution Date. As referred to herein, "Realized Loss" means either a Group 1 Realized Loss or a Group 2 Realized Loss. A "Group 1 Realized Loss" with respect to any Distribution Date means the amount, if any, by which the aggregate Certificate Principal Amount of the Group 1 Certificates after giving effect to distributions made on such Distribution Date exceeds the aggregate Stated Principal Balance of the Group 1 Loans after giving effect to any payments of principal received or advanced with respect to the Due Date occurring immediately prior to such Distribution Date. Any Group 1 Realized Losses will be applied to the Classes of Certificates in the following order, until each is reduced to zero: first, to the Class F Certificates; second, to the Class E Certificates; third, to the Class D Certificates; fourth, to the Class C-1 Certificates; fifth, to the Class B Certificates and, finally, pro rata, to the Class A-1, Class A-2 and Class A-3 Certificates, based on their respective Certificate Principal Amounts. The Notional Amount of the Class X-1 Certificates will be reduced to reflect reductions in the Certificate Principal Amounts of the Class A-1, Class A-2, Class A-3, Class B, Class C-1, Class D and Class E Certificates resulting from allocations of Realized Losses. A "Group 2 Realized Loss" with respect to any Distribution Date means the amount, if any, by which the aggregate Certificate Principal Amount of the Class C-2 Certificates after giving effect to distributions made on such Distribution Date exceeds the aggregate Stated Principal Balance of the Worldwide Plaza LIBOR Component as of the first day of the Interest Accrual Period commencing immediately prior to such Distribution Date. Any Group 2 Realized Losses will be applied directly to the Class C-2 Certificates until the Certificate Principal Amount thereof has been reduced to zero. The Notional Amount of the Class X-2 Certificates will be reduced to reflect reductions in the Certificate Principal Amount of the Class C-2 Certificates. Any amounts recovered in respect of any amounts previously written off as Realized Losses will be distributed to the Classes of Certificates described above in reverse order of allocation of Realized Losses thereto.

EXCESS PREPAYMENT INTEREST SHORTFALLS.

    Excess Prepayment Interest Shortfalls with respect to the Group 1 Loans will be allocated to each Class of Group 1 Certificates, pro rata, based upon the amount of interest which would have otherwise been distributable to such Class. Excess Prepayment Interest Shortfalls with respect to the Group 2 Loan will be allocated to reduce the interest entitlement of each Class of Group 2 Certificates, pro rata, based upon the amount of interest that would otherwise distributable to such Class.

    The "Prepayment Interest Shortfall," with respect to any Distribution Date and any Mortgage Loan, is equal to the amount of any shortfall in collections of interest, adjusted to the applicable Net Mortgage Rate, resulting from a Principal Prepayment on such Mortgage Loan during the related Collection Period and prior to the Due Date in such Collection Period. Such shortfall may result because interest on a Principal Prepayment in full is paid by the related borrower only to the date of prepayment.

    The "Excess Prepayment Interest Shortfall" with respect to either Loan Group and any Distribution Date, is the aggregate amount by which the Prepayment Interest Shortfall with respect to all Principal Prepayments received during the related Collection Period with respect to such Loan Group exceeds the aggregate Servicing Fee (minus the Trustee Fee) available to be paid to the Master Servicer with respect to such Loan Group for such Distribution Date.

SUBORDINATION

    As a means of providing a certain amount of protection to the holders of certain Classes of Group 1 Certificates against losses associated with delinquent and defaulted Mortgage Loans, the rights of the holders of the Class B, Class C-1, Class D, Class E and Class F Certificates to receive distributions of interest (other than Excess Interest) and principal, as applicable, will be subordinated to such rights of the holders of the Class A-1, Class A-2, Class A-3 and Class X-1 Certificates. The Class B Certificates will likewise be protected by the subordination of the Class C-1, Class D, Class E and Class F Certificates. The Class C-1 Certificates will be likewise protected by the subordination of the Class D, Class E and Class F Certificates. The Class D Certificates will likewise be protected by the subordination of the Class E and Class F Certificates. The Class E Certificates will likewise be protected by the subordination of the Class F

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Certificates. This subordination will be effected in two ways: (i) by the preferential right of the holders of a Class of Certificates to receive on any Distribution Date the amounts of interest and principal distributable in respect of such Certificates on such date prior to any distribution being made on such Distribution Date in respect of any Classes of Certificates subordinate thereto and (ii) by the allocation of Group 1 Realized Losses as described above under "--Distributions--Realized Losses."

    Any Group 2 Realized Losses will be allocated directly to the Class C-2 Certificates. No Group 2 Realized Losses will occur until losses on the Worldwide Plaza Loan exceed the principal balance of the Worldwide Plaza Fixed Component B (see "Description of the Mortgage Loans--The Worldwide Plaza Loan and Property--The Loan--Application of Funds Held in Cash Management Account").

APPRAISAL REDUCTIONS

    With respect to the first Distribution Date following the earliest of (i) the third anniversary of the date on which an extension of the maturity date of a Mortgage Loan becomes effective as a result of a modification of such Mortgage Loan by the Special Servicer, which extension does not change the amount of Scheduled Payments on the Mortgage Loan, (ii) 90 days after an uncured delinquency occurs in respect of a Mortgage Loan, (iii) 90 days after the date on which a reduction in the amount of Scheduled Payments on a Mortgage Loan, or a change in any other material economic term of the Mortgage Loan, becomes effective as a result of a modification of such Mortgage Loan by the Special Servicer, (iv) 60 days after a receiver has been appointed, (v) immediately after a borrower declares bankruptcy and (vi) immediately after a Mortgage Loan becomes an REO Mortgage Loan (each, an "Appraisal Reduction Event"), an Appraisal Reduction Amount will be calculated. The "Appraisal Reduction Amount" for any Distribution Date and for any Mortgage Loan as to which any Appraisal Reduction Event has occurred will be an amount equal to the excess of (a) the outstanding Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period over (b) the excess of (i) 90% of the sum of the appraised values of the related Mortgaged Properties as determined by independent MAI appraisals (the costs of which shall be paid by the Master Servicer as an Advance) over (ii) the sum of (A) to the extent not previously advanced by the Master Servicer, the Trustee or the Fiscal Agent, all unpaid interest on such Mortgage Loan at a per annum rate equal to the Mortgage Rate,
(B) all unreimbursed Advances and interest thereon at the Advance Rate in respect of such Mortgage Loan and (C) all currently due and unpaid real estate taxes and assessments and insurance premiums and all other amounts, including, if applicable, ground rents, due and unpaid under the Mortgage Loan (which taxes, premiums and other amounts have not been the subject of an Advance). If no independent MAI appraisal has been obtained within twelve months prior to the first Distribution Date on or after an Appraisal Reduction Event has occurred, the Special Servicer will be required to estimate the value of the related Mortgaged Properties (the "Special Servicer's Appraisal Reduction Estimate") and such estimate will be used for purposes of determining the Appraisal Reduction Amount. Within 30 days after the Special Servicer receives notice or is otherwise aware of an Appraisal Reduction Event, the Special Servicer will be required to obtain an independent MAI appraisal, the cost of which will be paid by the Master Servicer as a Property Advance; provided, however, that with respect to the Appraisal Reduction Event enumerated in clause (v) above, in the event that the Special Servicer is diligently proceeding to obtain an independent MAI appraisal but can not do so within such 30 day period, the Special Servicer will have an additional 30 days to obtain an independent MAI appraisal. On the first Distribution Date occurring on or after the delivery of such independent MAI appraisal, the Special Servicer will be required to adjust the Appraisal Reduction Amount to take into account such appraisal (regardless of whether the independent MAI appraisal is higher or lower than the Special Servicer's Appraisal Reduction Estimate). Annual updates of such independent MAI appraisal will be obtained during the continuance of an Appraisal Reduction Event and the Appraisal Reduction Amount will be adjusted accordingly.

    In the event that an Appraisal Reduction Event occurs with respect to a Mortgage Loan, (i) the amount advanced by the Master Servicer with respect to delinquent payments of interest with respect to the related Mortgage Loan will be reduced as described under "The Pooling Agreement--Advances" herein and (ii) the Voting Rights of certain Classes will be reduced as described under "The Pooling Agreement--Amendment" herein.

    Upon payment in full or liquidation of any Mortgage Loan for which an Appraisal Reduction Amount has been determined, such Appraisal Reduction Amount will be eliminated.

DELIVERY, FORM AND DENOMINATION

    The Offered Certificates (other than the Class X-1 and Class X-2 Certificates) will be issued, maintained and transferred in book-entry form only in denominations of $10,000 initial Certificate Principal Amount, and in multiples of $1 in excess thereof, and the Class X-1 and Class X-2 Certificates will be issued, maintained and transferred in book-entry form only in denominations of $250,000 initial Notional Amount, and in multiples of $1 in excess thereof.

    The Offered Certificates will initially be represented by one or more Global Certificates for each such Class registered in the name of the nominee of DTC. The Depositor has been informed by DTC that DTC's nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a "Definitive Certificate") representing its interest in such Class, except under the limited circumstances described below under "--Definitive Certificates." Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (the "Participants"), and all references herein to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the Pooling Agreement responsible for distributing any report, statement or other information has been provided with the name of the beneficial owner of a Certificate (or the prospective transferee of such beneficial owner), such report, statement or other information will be provided to such beneficial owner (or prospective transferee).

    Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The Trustee will initially serve as certificate registrar (in such capacity, the "Certificate Registrar") for purposes of recording and otherwise providing for the registration of the Offered Certificates.

    A "Certificateholder" or "holder" under the Pooling Agreement will be the person in whose name a Certificate is registered in the certificate register maintained pursuant to the Pooling Agreement, except that solely for the purpose of giving any consent or taking any action pursuant to the Pooling Agreement, any Certificate registered in the name of the Depositor, the Trustee, the Master Servicer, the Special Servicer, a manager of a Mortgaged Property, a mortgagor or any person affiliated with the Depositor, the Trustee, the Master Servicer, or the Special Servicer, such Certificate will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent or take any such action has been obtained; provided, however, that for purposes of obtaining the consent of Certificateholders to an amendment to the Pooling Agreement, any Certificates beneficially owned by the Master Servicer, the Special Servicer or an affiliate of the Master Servicer or the Special Servicer will be deemed to be outstanding, provided that such amendment does not relate to compensation of the Master Servicer or the Special Servicer, or otherwise benefit the Master Servicer or the Special Servicer in any material respect; and, provided, further, that for purposes of obtaining the consent of Certificateholders to any action proposed to be taken by the Special Servicer with respect to a Specially Serviced Mortgage Loan, any Certificates beneficially owned by the Master Servicer or an affiliate thereof will be deemed to be outstanding, provided that the Special Servicer is not the Master Servicer. The Percentage Interest of any Offered Certificate of any Class will be equal to the percentage obtained by dividing the denomination of

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such Certificate by the aggregate initial Certificate Principal Amount of such
Class of Certificates. See "Description of the Securities" in the Prospectus.

BOOK-ENTRY REGISTRATION

    Holders of Offered Certificates may hold their Certificates through DTC if they are Participants of such system, or indirectly through organizations that are participants in such systems. DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

    Transfers between DTC Participants will occur in accordance with DTC rules.

    The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates will receive all distributions of principal and interest from the Trustee through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Trustee to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or beneficial owners of Offered Certificates.

    Under the rules, regulations and procedures creating and affecting DTC and its operations (the "Rules"), DTC is required to make book-entry transfers of Offered Certificates among Participants on whose behalf it acts with respect to the Offered Certificates and to receive and transmit distributions of principal of, and interest on, the Offered Certificates. Participants and Indirect Participants with which the holders of Offered Certificates have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective holders of Offered Certificates. Accordingly, although the holders of Offered Certificates will not possess the Offered Certificates, the Rules provide a mechanism by which Participants will receive payments on Offered Certificates and will be able to transfer their interest.

    Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates to pledge such Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Certificates, may be limited due to the lack of a physical certificate for such Certificates.

    DTC has advised the Depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the Pooling Agreement only at the direction of one or more Participants to whose accounts with DTC the Offered Certificates are credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

    None of the Depositor, the Trustee, the Fiscal Agent, the Master Servicer, the Special Servicer or the Underwriter will have any responsibility for the performance by DTC or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations. The information herein concerning DTC and its book-entry systems has been obtained from sources believed to be reliable, but the Depositor takes no responsibility for the accuracy or completeness thereof.

DEFINITIVE CERTIFICATES

    Definitive Certificates will be delivered to beneficial owners of Offered Certificates ("Certificate Owners") (or their nominees) only if (i) DTC is no longer willing or able properly to discharge its responsibilities as depository with respect to the Offered Certificates and the Depositor is unable to locate a qualified successor, (ii) the Depositor or the Trustee, at its sole option, elects to terminate the book-entry system through DTC, or (iii) after the occurrence of an event of default under the Pooling Agreement, Certificate Owners representing a majority in principal amount of the Offered Certificates of any Class then outstanding advise DTC through DTC Participants in writing that the continuation of a book-entry system through DTC (or a successor thereto) is no longer in the best interest of such Certificate Owners.

    Upon the occurrence of any of the events described in clauses (i) through
(iii) in the immediately preceding paragraph, DTC is required to notify all affected DTC Participants of the availability through DTC of Definitive Certificates. Upon delivery of Definitive Certificates, the Trustee, Certificate Registrar and Master Servicer will recognize the holders of such Definitive Certificates as holders under the Pooling Agreement ("Holders"). Distributions of principal of and interest on the Definitive Certificates will be made by the Trustee directly to Holders of Definitive Certificates in accordance with the procedures set forth in the Prospectus and the Pooling Agreement.

    Upon the occurrence of any of the events described in clauses (i) through
(iii) of the second preceding paragraph, requests for transfer of Definitive Certificates will be required to be submitted directly to the Certificate Registrar in a form acceptable to the Certificate Registrar (such as the forms which will appear on the back of the certificate representing a Definitive Certificate), signed by the Holder or such Holder's legal representative and accompanied by the Definitive Certificate or Certificates for which transfer is being requested.

TRANSFER RESTRICTIONS

    The Class B, Class C-1, Class C-2, Class X-2, Class D and Class E Certificates (each, an "ERISA-Restricted Certificate") will bear a legend substantially to the effect that such Certificate may not be purchased by a transferee that is (A) an employee benefit plan or other retirement arrangement, including an individual retirement account or a Keogh plan, which is subject to Title I of ERISA or Section 4975 of the Code, or a "governmental plan" (as defined in Section 3(32) of ERISA) that is subject to any federal, state or local law ("Similar Law") which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a "Plan"), or (B) a collective investment fund in which Plans are invested, an insurance company using assets of separate accounts or general accounts which include assets of Plans (or which are deemed pursuant to ERISA or any Similar Law to include assets of Plans) or other person acting on behalf of any such Plan or using the assets of any such Plan, other than an insurance company using the assets of its general account under circumstances whereby the purchase and holding of such Certificate by such insurance company would be exempt from the prohibited transaction provisions of ERISA and Section 4975 of the Code under Prohibited Transaction Class Exemption 95-60.

    Holders of the ERISA-Restricted Certificates that are in book-entry form will be deemed to have represented that they are not persons or entities referred to in clause (A) or (B) of the legend described in the preceding paragraph. In the event that holders of the ERISA-Restricted Certificates become entitled to receive Definitive Certificates under the circumstances described under "--Definitive Certificates," each prospective transferee of an ERISA-Restricted Certificate that is a Definitive Certificate will be required to either deliver to the Depositor, the Certificate Registrar and the Trustee a representation letter substantially in the form set forth as an exhibit to the Pooling Agreement stating that such transferee is not a person or entity referred to in clause (A) or (B) of the legend or provide an opinion of counsel to the Depositor, the Certificate Registrar and the Trustee as described in the Pooling Agreement. Any transfer of an ERISA-Restricted Certificate that would result in a prohibited transaction under ERISA or Section 4975 of the Code, or a materially similar characterization under Similar Law will be deemed absolutely null and void AB INITIO.

                         MORTGAGE POOL CHARACTERISTICS

GENERAL

    The Trust Fund will consist primarily of 8 Mortgage Loans with an aggregate principal balance as of the Cut-Off Date, after deducting payments of principal due on such date, of $1,426,717,068 (the "Initial Pool Balance"). All of the numerical information provided herein with respect to the Mortgage Loans is provided on an approximate basis. The Mortgage Loans are evidenced by one or more promissory notes (each, a "Note") and secured by one or more mortgages, deeds of trust or other similar security instruments (each, a "Mortgage") creating a first lien on the interests of the related borrower's fee and/or leasehold estate in one or more commercial or multifamily properties (each, a "Mortgaged Property") as set forth on the following table:

                        INTEREST IN PROPERTY ENCUMBERED

                                                                                            NO. OF
                           INTEREST IN PROPERTY ENCUMBERED                                PROPERTIES
--------------------------------------------------------------------------------------  ---------------
Fee(*)................................................................................            65
Leasehold w/Subordinated Fee..........................................................            31
Leasehold.............................................................................             3
                                                                                                 ---
Total:................................................................................            99
                                                                                                 ---

------------------------

* Includes one property for which the parking structure is subject to a ground lease.

    The Mortgaged Properties consist of retail properties (including power centers, a regional mall and an urban marketplace), office buildings (including suburban office buildings and a Manhattan office tower), hotels, industrial properties and manufactured housing communities. All of the Mortgage Loans are generally non-recourse loans so that in the event of a borrower default on any Mortgage Loan, recourse is limited to the Mortgaged Property or Mortgaged Properties securing such Mortgage Loan, as well as such limited other assets as may have been specifically pledged to secure such Mortgage Loan, and not against the borrower's other assets or any assets of the borrower's affiliates. Lehman Brothers Holdings Inc. d/b/a Lehman Capital, a division of Lehman Brothers Holdings Inc. ("LB Holdings") originated the DDR/DRA Loan, the Courtyard Loan, the Sun Communities Loan, the Valley View Loan and the Worldwide Plaza Loan. To facilitate the loan closings of Mortgage Loans secured by California properties, LB Holdings engaged Lehman Brothers Realty Corporation ("LB Realty") to originate the Prentiss Loan, the Arden Loan and the Villa Marina Loan on LB Holdings' behalf. After origination, LB Holdings acquired such Mortgage Loans. LB Holdings and LB Realty are collectively referred to herein as the "Originators." All of the Mortgage Loans were underwritten by the Originators in accordance with the underwriting criteria described herein. Legal title to the Mortgage Loans originated by LB Realty will have been acquired by LB Holdings before the Closing Date and the Depositor will purchase the Mortgage Loans on or before the Closing Date from LB Holdings pursuant to the Mortgage Loan Purchase and Sale Agreement (the "Loan Sale Agreement") between LB Holdings and the Depositor. The Depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to LaSalle National Bank, as Trustee (the "Trustee"), pursuant to the Pooling Agreement. GMACCM, in its capacity as Master Servicer, will service the Mortgage Loans pursuant to the Pooling Agreement.

    The Depositor will make certain representations and warranties to the Trustee with respect to the Mortgage Loans and may be obligated to repurchase such Mortgage Loans in the event of a material breach of a representation or warranty. See "The Pooling Agreement--Representations and Warranties; Repurchase" herein. The Depositor will have no obligations with respect to the Certificates other than pursuant to the representations, warranties and covenants made by it pursuant to the Pooling Agreement. See "The Pooling Agreement--Representations and Warranties; Repurchase" herein and "Security for the Bonds and Certificates--Mortgage Loans--Determination of Compliance with Pool Requirements and Underwriting Procedures" in the Prospectus.

SECURITY FOR THE MORTGAGE LOANS

    Each Mortgage Loan is generally non-recourse and is secured by a Mortgage or Mortgages encumbering the related borrower's or borrowers' interest in the related Mortgaged Property or Properties. Each Mortgage Loan is also secured by an assignment of the related borrower's or borrowers' interest in the leases, rents and profits of the related Mortgaged Properties. In certain instances, additional collateral exists in the nature of partial indemnities, collateral assignments of interest rate cap agreements and the establishment and pledge of one or more reserve or escrow accounts or letters of credit for necessary repairs, replacements and environmental remediation, real estate taxes and insurance premiums, tenant improvements, leasing commissions, deferred maintenance and/or scheduled capital improvements (such accounts, "Reserve Accounts"). All of the Mortgage Loans provide for the indemnification of the related mortgagee by the related borrower(s) for the presence of any hazardous substances affecting the Mortgaged Property.

    Each Mortgage constitutes a first lien on the related Mortgaged Properties, subject generally only to (i) liens for real estate and other taxes and special assessments and (ii) covenants, conditions, restrictions, rights of way, easements and other encumbrances, whether or not of public record as of the date of recording of the related Mortgage, all of which were determined to have been acceptable to the related Originator in connection with the origination of the related Mortgage Loan.

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

    All of the Mortgage Loans have Due Dates that occur on the 10th day of each month, or, if such day is not a business day, the next or preceding business day. As of the Cut-Off Date, the Mortgage Loans had the following characteristics:

Aggregate Principal Balance.......................................................................  $1,426,717,068
Lowest Mortgage Loan Principal Balance............................................................  $   44,963,187
Highest Mortgage Loan Principal Balance...........................................................  $  322,500,000
Average Mortgage Loan Principal Balance...........................................................  $  178,339,634
Range of Remaining Terms to Anticipated Repayment Date(1).........................................     56-174 mos.
Weighted Average Remaining Term to Anticipated Repayment Date(1)..................................        103 mos.
Range of Mortgage Rates per annum(2)..............................................................   7.010%-7.920%
Weighted Average Mortgage Rate....................................................................          7.575%
Range of Cut-Off Date Loan-to-Appraised Value ("LTV") Ratios......................................     51.4%-65.8%
Weighted Average Cut-Off Date LTV Ratios..........................................................           59.3%
Range of Debt Service Coverage Ratios(3)..........................................................     1.45X-2.08X
Weighted Average Debt Service Coverage Ratio(3)...................................................           1.89X

------------------------

(1) In the case of the DDR/DRA Loan, its maturity date.

(2) Excludes the Worldwide Plaza LIBOR Component.

(3) The DSCR for the Worldwide Plaza Loan assumes LIBOR of 5.656%

    Each Mortgage Loan, with the exception of the DDR/DRA Loan, requires that after a specified date (each, an "Anticipated Repayment Date"), Excess Cash Flow will be applied towards the reduction of principal, as more fully described under "Description of the Mortgage Loans and Mortgaged Properties." The Courtyard Loan, the Worldwide Loan and the Sun Communities Loan require the payment of both principal and interest on their respective Due Dates. The DDR/DRA Loan, the Prentiss Loan, the Arden Loan, the Villa Marina and the Valley View Loan each require the payment of interest only on their respective Due Dates occurring prior to their respective Anticipated Repayment Dates (or in the case of the DDR/DRA Loan, until its maturity date).

    No yield maintenance premium is required for any voluntary prepayments on the Mortgage Loans after the period for each Mortgage Loan during which such Mortgage Loan may not be voluntarily prepaid

(each, a "Prepayment Lockout Period"). See "Risk Factors--The Offered Certificates--Special Prepayment, Yield and Loss Considerations." No yield maintenance premium will be required under the Mortgage Loans for prepayments in connection with a casualty or condemnation unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing.

    All of the Mortgage Loans provide that after the applicable Defeasance Lockout Period (as defined herein) and prior to the related Anticipated Repayment Date (or, with respect to the DDR/DRA Loan, prior to its maturity date), the borrower may obtain the release of one or more of the related Mortgaged Properties from the lien of the related Mortgage upon, among other things, a pledge to the Trustee of noncallable U.S. Treasury Obligations. Such U.S. Treasury Obligations will provide payments, on or prior to all successive scheduled Due Dates upon which interest and principal payments are due under the related note through and including the applicable Anticipated Repayment Date (or, with respect to the DDR/DRA Loan, its maturity date), in amounts due on such dates under the related Note or, in the case of an Anticipated Repayment Date, an amount determined as if the related Mortgage Loan were to mature on such Anticipated Repayment Date. In addition, certain Mortgage Loans permit release of less than all of the related Mortgaged Properties in connection with a partial defeasance upon the satisfaction of certain debt service coverage ratio tests. All of the Mortgage Loans secured by two or more Mortgaged Properties permit the release of the lien of the Mortgage on less than all of the Mortgaged Properties by pledging U.S. Treasury Obligations providing for payment of principal and interest with respect to a portion of the Mortgage Loan allocable to the Mortgaged Properties to be released from the Mortgage lien. The Mortgage Loans also permit (or provide that the Master Servicer may require) the related borrower, under certain circumstances, to transfer the pledged U.S. Treasury Obligations together with the related Note or the portion of the related Note secured by such U.S. Treasury Obligations to a successor mortgagor. See "Description of the Mortgage Loans and Mortgaged Properties" herein.

    The following tables set forth certain information with respect to the Mortgage Loans and Mortgaged Properties. The statistics in the following tables were primarily derived from information provided to the Originators by the respective borrowers. Some of the calculations of the statistics in the tables were not made with adjustments which would be required under generally accepted accounting principles ("GAAP"). For purposes of the tables, the defined terms have the meanings described below:

    (1) "Total Revenue" as used herein with respect to any Mortgaged Property or group of Mortgaged Properties generally means, for the period stated, total revenue generated at such Mortgaged Property or Properties. Total Revenue may be based on historical information provided to the related Originator by the related borrower (which may have been adjusted by the related Originator consistent with its origination practices) and may also be based on partial historical information provided by the related borrower (which may have been similarly adjusted).

    (2) "Total Operating Expenses" as used herein with respect to any Mortgaged Property or group of Mortgaged Properties generally means, for the period stated, total operating expenses at such Mortgaged Property or Properties. Total Operating Expenses may be based on historical financial information provided to the related Originator by the related borrower (which may have been adjusted by the related Originator consistent with its origination practices) and may also be based on partial historical information provided by the related borrower (which may have been similarly adjusted).

    (3) "NOI" or "Net Operating Income" as used herein with respect to any Mortgaged Property or group of Mortgaged Properties means, for the period stated, the excess of the Total Revenue for such Mortgaged Property or Properties for the period referenced in item (1) above less the Total Operating Expenses of such Mortgaged Property or Properties incurred during such period, other than any deductions for debt service, depreciation, amortization, capital expenditures, tenant improvements, leasing commissions or reserves therefor.

    NOI and the revenues and expenses used to determine NOI for each Mortgaged Property are derived from information furnished by the related borrowers. There can be no assurance that the components of net operating income for any Mortgaged Property (i.e., revenues and expenses) as determined under GAAP would be the same as those used in computing the stated NOI for such Mortgaged Property. Moreover, NOI is not a substitute for net income as determined in accordance with GAAP as a measure of the results of a Mortgaged Property's operations or a substitute for cash flows from operating activities determined in accordance with GAAP as a measure of liquidity.

    (4) "Underwritten Net Cash Flow" as used herein with respect to any Mortgaged Property or group of Mortgaged Properties generally means cash flow (as determined by the related Originator) for the indicated twelve month period based upon the following assumptions:

        a. Leases in Place: In calculating Underwritten Net Cash Flow, base rent was generally determined by using Annualized Base Rent and percentage rent was generally determined by using the percentage rent that was actually collected during, and actual sales figures for, the most recent 12 month time period.

        b. Management Fees: Management fees used in the calculation of Underwritten Net Cash Flow, which in all cases equal or exceed the contractual base rate under the management agreements currently in effect, are generally as follows: DDR Properties: 3% of Total Revenue; Courtyard
    Properties: 5% of Total Revenue; Worldwide Plaza Property: 1% of Total Revenue; Prentiss Properties: 3% of Total Revenue; Arden Properties; 4% of Total Revenue; Villa Marina Property: 4% of Total Revenue; Valley View
    Property: 4% of Total Revenue; and Sun Communities Properties: 6% of Total Revenue.

        c. Capital Reserves: Annual reserves assumed in calculating Underwritten Net Cash Flow are as follows: DDR Properties: $0.10psf; Courtyard Properties: 5% of gross revenue; Worldwide Plaza Property:
    $0.25psf; Prentiss Properties: $0.16psf; Arden Properties: $0.19psf; Villa Marina Property: $0.18psf; Valley View Property: $0.18psf; and Sun Communities Properties: $50.00/pad.

        d. Rollover Expenses: Annual expenses of tenant rollover (i.e., tenant improvements ("TI") and leasing commissions ("LC")) assumptions used in calculating Underwritten Net Cash Flow are generally calculated by estimating an average lease term for a particular property based on available historical and market data and deriving tenant improvement and leasing commission costs based on assumptions regarding tenant renewal probability (which are also based on available historical and market data).

        e. Occupancy: In calculating Underwritten Net Cash Flow, adjustments were made to Total Revenues or Annualized Base Rent to reflect maximum occupancies of the lower of actual or 95% (except with respect to the Worldwide Plaza Loan) for multi-tenant retail, industrial, office properties and manufactured housing communities, except with respect to certain industrial properties leased by credit tenants with long-term leases, which were underwritten as 100% occupied.

        f. Expenses: In calculating expenses, adjustments were made to generally incorporate actual 1996 expenses and actual year to date expenses through June 30, 1997 as well as budgeted 1997 expenses provided by applicable borrowers.

    The management fees and reserves used in calculating Underwritten Net Cash Flow differ in many cases from the management fees and reserves provided for under the loan documents for the Mortgage Loans. Further, actual conditions at the Mortgaged Properties will differ, and may differ substantially, from the assumed conditions used in calculating Underwritten Net Cash Flow. In particular, the assumptions regarding tenant vacancies, renewal rates, tenant improvements and leasing commissions and other conditions used in calculating Underwritten Net Cash Flow for the retail and office properties may differ substantially from actual conditions. Such assumptions may also differ from those used by the Rating Agencies or by investors. Each investor should make its own determination of the appropriate assumptions to be used in determining Underwritten Net Cash Flow.

    Underwritten Net Cash Flow reflects the calculations and assumptions used by the Depositor and may or may not reflect the amounts calculated and adjusted by the Rating Agencies for their own analysis. Underwritten Net Cash Flow and the Debt Service Coverage Ratios derived therefrom are not a substitute for cash flow as determined in accordance with GAAP as a measure of the results of the Mortgaged Property's operations or a substitute for cash flows from operating activities determined in accordance with GAAP as a measure of liquidity.

    Reletting costs and capital expenditures are crucial to the operation of commercial properties. Each investor should make its own assessment of the level of reletting costs and capital expenditures of the Mortgaged Properties, and the consequent effect of such costs and expenditures on the actual net operating income and debt service coverage ratios of the Mortgage Loans.

    No representation is made as to the future net cash flow of the properties, nor is Underwritten Net Cash Flow set forth herein intended to represent such future net cash flow.

    (5) "Value" means, for each of the Mortgaged Properties, the appraised value of such Mortgaged Property as determined by the appraisal or based upon the market survey thereof reviewed in connection with the origination of the related Mortgage Loan and LB Holdings' internal valuation. "Total Value" is the aggregate Value for all of the Mortgaged Properties.

    (6) "Allocated Loan Amount" means, for each Mortgaged Property, the portion of the principal amount of the related Mortgage Loan allocated to such Mortgaged Property for certain purposes (including, without limitation, determining the release prices of properties, if the Mortgage Loan permits such releases) under such Mortgage Loan. The Allocated Loan Amount for each Mortgaged Property securing a Mortgage Loan was determined generally based on the ratio of the Underwritten Net Cash Flow or net operating income (calculated as provided in the related Mortgage Loan) or appraised value, or some combination thereof, of such Mortgaged Property to the aggregate Underwritten Net Cash Flow, net operating income or appraised value, or some combination thereof, of all the Mortgaged Properties securing such Mortgage Loan. The Allocated Loan Amount for each Mortgaged Property may be adjusted upon the payment of principal of the related Mortgage Loan, whether upon amortization, prepayment, defeasance or otherwise. "Cut-Off Date Allocated Loan Amount" means for each Mortgaged Property the Allocated Loan Amount of such Mortgaged Property as of the Cut-Off Date.

    (7) "Annual Debt Service" means on any Mortgage Loan, the annual debt service (interest, including interest allocable to payment of the Servicing Fee and, if applicable, principal) on such Mortgage Loan for the twelve month period commencing on the Cut-Off Date (using an assumed Worldwide Plaza LIBOR Rate of 6.200%).

    (8) "Anticipated Repayment Date" for each Mortgage Loan (other than the DDR/DRA Loan) is the date on which (i) such Mortgage Loan commences to accrue interest at the Adjusted Interest Rate for such Mortgage Loan, (ii) all Excess Cash Flow for such Mortgage Loan is required to be applied to payment of principal of such Mortgage Loan and (iii) such Mortgage Loan may be voluntarily repaid by the borrower without payment of a yield maintenance charge or prepayment premium. There can be no assurance that any Mortgage Loan will be repaid on its Anticipated Repayment Date. With respect to the DDR/DRA Loan, for the purpose of the statistics presented in this section, the DDR/DRA Maturity Date was used as the Anticipated Repayment Date.

    (9) "DSCR" or "Debt Service Coverage Ratio" means (i) the aggregate Underwritten Net Cash Flow for all of the related Mortgaged Properties divided by (ii) Annual Debt Service.

    The DSCRs set forth herein for the Mortgage Loans and Mortgaged Properties vary (and may vary substantially) from the debt service coverage ratios for such Mortgage Loans and Mortgaged Properties as calculated pursuant to the definition of such ratio as set forth in the related loan documents. The debt service calculation for each Mortgage Loan as set forth in its related loan documents is set forth in the description of such Mortgage Loan herein under the heading "Description of the Mortgage Loans and Mortgaged Properties" herein.

    (10) "Loan-to-Value Ratio" or "LTV" or "Cut-Off Date LTV" means with respect to any Mortgage Loan, the principal balance of such Mortgage Loan as of the Cut-Off Date divided by the aggregate Value of the Mortgaged Properties securing such Mortgage Loan.

    (11) "Anticipated Repayment Date Balance," for each of the Mortgage Loans, is equal to the outstanding principal amount of such Mortgage Loan as of its Anticipated Repayment Date (or in the case of the DDR/DRA Loan, its maturity date), taking into account scheduled amortization, and in the case of the Worldwide Plaza Loan, taking into account application of the Worldwide Plaza Additional Collateral to the reduction of the principal amount of the Worldwide Plaza Loan, assuming no prepayments or defaults.

    (12) "Anticipated Repayment Date LTV" or "ARD LTV" means with respect to any Mortgage Loan, the Anticipated Repayment Date Balance for such Mortgage Loan divided by the aggregate Value of the Mortgaged Properties securing such Mortgage Loan. Such calculation thus assumes that the appraised value or LB Holdings' internally prepared valuation of the Mortgaged Property or Mortgaged Properties securing a Mortgage Loan on the Anticipated Repayment Date (or in the case of the DDR/DRA Loan, its maturity date) is the same as the Value or Values thereof as of the Cut-Off Date. There can be no assurance that the value of any particular Mortgaged Property will not have declined or increased from its Value as of the Cut-Off Date.

    (13) "SF/Units" means, in the case of office, industrial or retail properties, total square footage or GLA (as provided by the borrower), and in the case of manufactured housing communities, the number of developed manufactured housing sites.

    (14) "GLA" means the square footage of the gross leasable area.

    (15) "Occupancy" or "OCC" means the percentage of SF/Units of the property that are leased as of the date indicated in the column with the heading "As of Date." The "occupancy rate" disclosed with respect to the Mortgaged Properties that are retail properties include as "occupied" (i) space that is leased but not occupied and (ii) anchor space that is occupied but not owned by the related borrower.

    (16) "Annualized Base Rent" is calculated by multiplying by twelve the contractual monthly base rent, as of the point in time for which "Occupancy" was calculated for the related property, as reflected in the rent rolls provided by the related borrower.

    (17) "Average Base Rent Per Square Foot" is calculated by dividing Annualized Base Rent by total GLA as of the same date as of which the Annualized Base Rent was calculated.

    (18) "First P&I Date" means the first Due Date on which the borrower is required to pay both principal and interest.

    (19) "Original Principal Balance" means the principal balance of the Mortgage Loan at origination.

    (20) "Anticipated Term" means the term of the Mortgage Loan in months from the date of the first full monthly payment thereon to the related Anticipated Repayment Date (or in the case of the DDR/ DRA Loan, its maturity date).

    (21) "Sales Per SF" means sales, based on the most recent sales data provided by the applicable borrower to the related Originator, for the previous applicable 12 month period, or if 12 months of sales data was not available, such sales data as was available, annualized.

    (22) The term "psf" means per square foot.

    (23) "Occupancy Costs" means the sum of minimum rent, percentage rent, and tenant reimbursements divided by sales.

    In addition to the tables set forth below, investors should review the accompanying notes in the prior section when reading the following information. A table of Mortgaged Property characteristics is attached as Annex A to this Prospectus Supplement and is also contained on the diskette attached to the back cover of this Prospectus Supplement.

                         MORTGAGE LOAN CHARACTERISTICS

                                                       REMAINING
                                            ORIGINAL    TERM TO
                                            AMORTI-   ANTICIPATED   ANTICIPATED    ANTICIPATED
                      NO. OF     MORTGAGE   ZATION     REPAYMENT     FIRST P&I      REPAYMENT     STATED
LOAN                 PROPERTIES    RATE     (MOS.)    DATE (MOS.)   PAYMENT DATE      DATE       MATURITY
-------------------  ---------   --------   -------   -----------   ------------   -----------  -----------
DDR/DRA Loan.......      10       7.378%      N/A          56       Jul-10-1997    Jun-10-2002  Jun-10-2002
Courtyard Loan.....      50       7.865       240         174       May-10-1997    Apr-10-2012  Apr-10-2017
Worldwide Plaza
  Loan.............       1       7.607       240          81       Aug-10-1997    Jul-10-2004  Jul-10-2017
Prentiss Loan......      12       7.579       N/A         113       Apr-10-1997    Feb-26-2007  Feb-26-2027
Arden Loan.........      17       7.520       N/A          80       Aug-10-1997    Jun-11-2004  Jun-10-2029
Villa Marina
  Loan.............       1       7.225       N/A         108       Oct-10-1997    Oct-10-2006  Oct-10-2031
Valley View Loan...       1       7.890       N/A         108       Jun-10-1997    Oct-10-2006  Oct-10-2031
Sun Communities
  Loan.............       7       7.010       360         119       Oct-10-1997    Sep-10-2007  Sep-10-2027
                        ---      --------                 ---
                        ---      --------                 ---
  Total/Weighted
    Average........      99       7.575%                  103
                        ---      --------                 ---
                        ---      --------                 ---


                        ORIGINAL        CURRENT
                       PRINCIPAL       PRINCIPAL
LOAN                    BALANCE         BALANCE
-------------------  --------------  --------------
DDR/DRA Loan.......  $  322,500,000  $  322,500,000
Courtyard Loan.....     325,000,000     321,577,850
Worldwide Plaza
  Loan.............     275,000,000     273,576,031
Prentiss Loan......     180,100,000     180,100,000
Arden Loan.........     175,000,000     175,000,000
Villa Marina
  Loan.............      58,000,000      58,000,000
Valley View Loan...      51,000,000      51,000,000
Sun Communities
  Loan.............      45,000,000      44,963,187
                     --------------  --------------
                     --------------  --------------
  Total/Weighted
    Average........  $1,431,600,000  $1,426,717,068
                     --------------  --------------
                     --------------  --------------

                   PRINCIPAL BALANCES AS OF THE CUT-OFF DATE

                                                     PRINCIPAL
                                        % OF         BALANCE AT
                     CUT-OFF DATE   CUT-OFF DATE    ANTICIPATED
                      PRINCIPAL      PRINCIPAL       REPAYMENT      UNDERWRITTEN      ANNUAL     UNDERWRITTEN
LOAN                   BALANCE        BALANCE           DATE           VALUE       DEBT SERVICE   CASH FLOW
------------------  --------------  ------------   --------------  --------------  ------------  ------------
DDR/DRA Loan......    $322,500,000       23%         $322,500,000    $529,500,000  $24,124,523   $47,518,089
Courtyard Loan....     321,577,850       23           134,955,706     574,900,000   32,641,879    67,771,675
Worldwide Plaza
  Loan............     273,576,031       19           209,107,026     416,000,000   26,867,569    38,995,953
Prentiss Loan.....     180,100,000       13           180,100,000     300,100,000   13,839,359    26,665,385
Arden Loan........     175,000,000       12           175,000,000     342,000,000   13,342,778    27,009,467
Villa Marina
  Loan............      58,000,000        4            58,000,000     101,100,000    4,248,701     8,270,376
Valley View
  Loan............      51,000,000        4            51,000,000      95,700,000    4,079,788     7,754,132
Sun Communities
  Loan............      44,963,187        3            38,698,278      77,200,000    3,639,831     6,983,632
                    --------------      ---        --------------  --------------  ------------  ------------
  Total/Weighted
    Average.......  $1,426,717,068     100%        $1,169,361,010  $2,436,500,000  $122,784,427  $230,968,709
                    --------------      ---        --------------  --------------  ------------  ------------
                    --------------      ---        --------------  --------------  ------------  ------------


                                      ANTICIPATED
                           CUT-OFF     REPAYMENT
LOAN                DSCR   DATE LTV    DATE LTV
------------------  -----  --------   -----------
DDR/DRA Loan......  1.97 X    61.2%       61.2%
Courtyard Loan....  2.08      56.5        23.7
Worldwide Plaza
  Loan............  1.45      65.8        50.3
Prentiss Loan.....  1.93      60.9        60.9
Arden Loan........  2.02      51.4        51.4
Villa Marina
  Loan............  1.95      57.4        57.4
Valley View
  Loan............  1.90      53.3        53.3
Sun Communities
  Loan............  1.92      60.3        51.9
                    -----  --------   -----------
  Total/Weighted
    Average.......  1.89 X    59.3%       48.7%
                    -----  --------   -----------
                    -----  --------   -----------

                        MORTGAGED PROPERTIES BY LOCATION

                                   CUT-OFF          % OF                          % OF
                                     DATE       CUT-OFF DATE                     TOTAL
                     NO. OF       ALLOCATED       ALLOCATED     UNDERWRITTEN  UNDERWRITTEN    UNDERWRITTEN
STATE              PROPERTIES    LOAN AMOUNT     LOAN AMOUNT     CASH FLOW     CASH FLOW         VALUE
-----------------  ----------   --------------  -------------   ------------  ------------   --------------
California.......      26         $339,546,201       23.8%       $53,768,333       23.3%       $624,100,000
New York.........       2          282,438,591       19.8         40,846,760       17.7         432,400,000
Texas............      10          119,440,366        8.4         21,090,876        9.1         216,700,000
Georgia..........      11          102,871,216        7.2         17,912,421        7.8         168,000,000
Virginia.........       9           89,034,138        6.2         16,365,073        7.1         157,500,000
Illinois.........       5           82,989,272        5.8         13,301,950        5.8         140,300,000
Massachusetts....       1           80,250,000        5.6         10,346,866        4.5         131,600,000
Michigan.........       9           58,966,009        4.1         10,755,243        4.7         107,900,000
Florida..........       5           52,767,360        3.7          8,204,967        3.6          83,500,000
Missouri.........       2           40,450,000        2.8          6,005,801        2.6          67,200,000
North Carolina...       3           39,645,383        2.8          6,824,683        3.0          64,700,000
Wisconsin........       1           28,300,000        2.0          3,798,023        1.6          42,600,000
Colorado.........       1           22,000,000        1.5          3,386,294        1.5          34,500,000
Ohio.............       3           21,776,137        1.5          4,488,045        1.9          40,500,000
Maryland.........       3           14,611,198        1.0          3,497,135        1.5          28,900,000
Tennessee........       2           11,687,180        0.8          2,221,322        1.0          20,300,000
Arizona..........       1            8,254,543        0.6          1,762,015        0.8          16,000,000
Pennsylvania.....       1            7,575,952        0.5          1,747,350        0.8          14,300,000
Alabama..........       1            6,782,755        0.5          1,330,404        0.6          12,300,000
Connecticut......       1            6,539,601        0.5          1,330,336        0.6          11,700,000
Kansas...........       1            5,995,092        0.4          1,122,653        0.5          12,100,000
Indiana..........       1            4,796,073        0.3            862,157        0.4           9,400,000
                      ---       --------------  -------------   ------------  ------------   --------------
  Total/Weighted
    Average......      99       $1,426,717,068      100.0%      $230,968,709      100.0%     $2,436,500,000
                      ---       --------------  -------------   ------------  ------------   --------------
                      ---       --------------  -------------   ------------  ------------   --------------

                                 WEIGHTED
                                 AVERAGE
                                 CUT-OFF   WEIGHTED
                      % OF        DATE     AVERAGE
STATE              TOTAL VALUE     LTV       DSCR
-----------------  -----------   -------   --------
California.......       25.6%      54.9 %    2.01X
New York.........       17.7       65.4      1.47
Texas............        8.9       55.4      1.99
Georgia..........        6.9       61.8      1.97
Virginia.........        6.5       57.6      2.17
Illinois.........        5.8       60.0      2.07
Massachusetts....        5.4       61.0      1.72
Michigan.........        4.4       55.4      2.05
Florida..........        3.4       64.1      1.81
Missouri.........        2.8       60.6      1.96
North Carolina...        2.7       61.5      2.05
Wisconsin........        1.7       66.4      1.75
Colorado.........        1.4       63.8      2.06
Ohio.............        1.7       53.9      2.03
Maryland.........        1.2       50.9      2.36
Tennessee........        0.8       57.6      1.87
Arizona..........        0.7       51.6      2.10
Pennsylvania.....        0.6       53.0      2.27
Alabama..........        0.5       55.1      1.93
Connecticut......        0.5       55.9      2.00
Kansas...........        0.5       49.5      2.31
Indiana..........        0.4       51.0      2.22
                   -----------   -------   --------
  Total/Weighted
    Average......      100.0%      59.3 %    1.89X
                   -----------   -------   --------
                   -----------   -------   --------











              RANGE OF LOAN-TO-VALUE RATIOS AS OF THE CUT-OFF DATE

                                                                                 WEIGHTED
                                                                   % OF          AVERAGE  WEIGHTED   WEIGHTED
                           NO. OF          CUT-OFF DATE        CUT-OFF DATE      MORTGAGE AVERAGE    AVERAGE
LOAN-TO-VALUE RATIO    MORTGAGE LOANS    PRINCIPAL BALANCE   PRINCIPAL BALANCE    RATE      DSCR       LTV
---------------------  ---------------   -----------------   -----------------   ------   --------   --------
50%-55%..............         2               $226,000,000          15.8%        7.603%     2.00X       51.8%
55%-60%..............         2                379,577,850          26.6         7.767      2.06        56.7
60%-65%..............         3                547,563,187          38.4         7.414      1.95        61.0
65%-70%..............         1                273,576,031          19.2         7.607      1.45        65.8
                            ---          -----------------       -------         ------   --------   --------
  Total/Weighted
    Average..........         8           $  1,426,717,068         100.0%        7.575%     1.89X       59.3%
                            ---          -----------------       -------         ------   --------   --------
                            ---          -----------------       -------         ------   --------   --------

       RANGE OF LOAN-TO-VALUE RATIOS AS OF THE ANTICIPATED REPAYMENT DATE

                                                      PRINCIPAL         % OF
                                                      BALANCE AT     BALANCE AT     WEIGHTED
                                          NO. OF     ANTICIPATED     ANTICIPATED    AVERAGE    WEIGHTED   WEIGHTED
ANTICIPATED REPAYMENT DATE               MORTGAGE     REPAYMENT       REPAYMENT     MORTGAGE   AVERAGE    AVERAGE
LOAN-TO-VALUE RATIO                        LOANS         DATE           DATE          RATE       DSCR       LTV
---------------------------------------  ---------  --------------  -------------   --------   --------   --------
20%-30%................................       1       $135,869,713       11.4%       7.865%      2.08X       56.5%
50%-60%................................       5        548,251,157       46.1        7.524       1.74        59.3
60+....................................       2        505,255,589       42.5        7.450       1.95        61.1
                                            ---     --------------     ------       --------   --------   --------
    Total/Weighted Average.............       8     $1,189,376,459      100.0%       7.575%      1.89X       59.3%
                                            ---     --------------     ------       --------   --------   --------
                                            ---     --------------     ------       --------   --------   --------

      REMAINING TERM TO ANTICIPATED REPAYMENT DATE AS OF THE CUT-OFF DATE

                                                               CUT-OFF DATE   % OF CUT- OFF     WA
              REMAINING TERM TO                   NO. OF        PRINCIPAL      PRINCIPAL     MORTGAGE   CUT-OFF
            ANTICIPATED REPAYMENT                  LOANS         BALANCE        BALANCE        RATE     DATE LTV   DSCR
----------------------------------------------  -----------   --------------  ------------   --------   --------   ----
56............................................       1          $322,500,000      22.6%       7.378%      61.2%    1.97X
80............................................       1           175,000,000      12.3        7.520       51.4     2.02
81............................................       1           273,576,031      19.2        7.607       65.8     1.45
108...........................................       2           109,000,000       7.6        7.536       55.5     1.93
113...........................................       1           180,100,000      12.6        7.579       60.9     1.93
119...........................................       1            44,963,187       3.2        7.010       60.3     1.92
174...........................................       1           321,577,850      22.5        7.865       56.5     2.08
                                                   ---        --------------     -----       --------      ---     ----
    Total:....................................       8        $1,426,717,068     100.0%       7.575%      59.3%    1.89X
                                                   ---        --------------     -----       --------      ---     ----
                                                   ---        --------------     -----       --------      ---     ----

          REMAINING PREPAYMENT LOCKOUT PERIODS AS OF THE CUT-OFF DATE
                                  (IN MONTHS)

                                                              CUT-OFF DATE   % OF CUT-OFF      WA
              REMAINING LOCKOUT                  NO. OF        PRINCIPAL      PRINCIPAL     MORTGAGE   CUT-OFF
                   MONTHS                         LOANS         BALANCE        BALANCE        RATE     DATE LTV   DSCR
---------------------------------------------  -----------   --------------  ------------   --------   --------   ----
50...........................................       1          $322,500,000      22.6%       7.378%      61.2%    1.97X
77...........................................       1           175,000,000      12.3        7.520       51.4     2.02
81...........................................       1           273,576,031      19.2        7.607       65.8     1.45
108..........................................       2           109,000,000       7.6        7.536       55.5     1.93
109..........................................       1           180,100,000      12.6        7.579       60.9     1.93
113..........................................       1            44,963,187       3.2        7.010       60.3     1.92
168..........................................       1           321,577,850      22.5        7.865       56.5     2.08
                                                  ---        --------------     -----       --------      ---     ----
    Total:...................................       8        $1,426,717,068     100.0%       7.575%      59.3%    1.89X
                                                  ---        --------------     -----       --------      ---     ----
                                                  ---        --------------     -----       --------      ---     ----

                 MORTGAGED PROPERTIES BY PRIMARY PROPERTY TYPE

                                                                                % OF
                                                             CUT-OFF DATE   CUT-OFF DATE
                                 NO. OF         % OF          ALLOCATED       ALLOCATED                  UNDERWRITTEN
PROPERTY TYPE                   PROPERTIES   PROPERTIES      LOAN AMOUNT     LOAN AMOUNT     SF/UNITS       VALUE
------------------------------  ---------   -------------   --------------  -------------   ----------  --------------
Power Center..................     10            10.1%        $322,500,000       22.6%       4,217,942    $529,500,000
Hotel.........................     50            50.5          321,577,850       22.5            7,223     574,900,000
CBD Office....................      1             1.0          273,576,031       19.2        1,816,525     416,000,000
Suburban Office...............     25            25.3          271,100,000       19.0        4,146,842     512,400,000
Industrial....................      4             4.0           84,000,000        5.9        4,350,148     129,700,000
Urban Marketplace.............      1             1.0           58,000,000        4.1          448,579     101,100,000
Regional Mall.................      1             1.0           51,000,000        3.6          465,918      95,700,000
Manufactured Housing..........      7             7.1           44,963,187        3.2            3,375      77,200,000
                                  ---           -----       --------------      -----       ----------  --------------
    Total/Weighted Average....     99           100.0%      $1,426,717,068      100.0%      15,456,552  $2,436,500,000
                                  ---           -----       --------------      -----       ----------  --------------
                                  ---           -----       --------------      -----       ----------  --------------

                               CUT-OFF DATE
                                ALLOCATED                                                       % OF
                               LOAN AMOUNT     MOST RECENT     MOST RECENT   UNDERWRITTEN   UNDERWRITTEN
PROPERTY TYPE                  PER SF/UNIT    PERIOD REVENUE    PERIOD NOI     CASH FLOW     CASH FLOW       DSCR
-----------------------------  ------------   --------------   ------------  -------------  ------------   --------
Power Center.................         $743      $65,413,552     $48,261,992   $47,518,089        20.6   %    1.97  X
Hotel........................    2,226,550      187,811,626      67,771,675    67,771,675       29.3         2.08
CBD Office...................          151       66,412,443      39,959,953    38,995,953       16.9         1.45
Suburban Office..............        1,632       80,867,108      48,781,772    42,344,314       18.3         2.04
Industrial...................           81       17,310,649      12,805,734    11,330,538        4.9         1.76
Urban Marketplace............          129       11,852,249       8,596,143     8,270,376        3.6         1.95
Regional Mall................          109       14,251,765       8,134,732     7,754,132        3.4         1.90
Manufactured Housing.........       85,762       10,543,885       7,152,430     6,983,632        3.0         1.92
                               ------------   --------------   ------------  -------------     -----          ---
    Total/Weighted Average...   $2,315,157     $454,463,277    $241,464,430  $230,968,709      100.0%        1.89X
                               ------------   --------------   ------------  -------------     -----          ---
                               ------------   --------------   ------------  -------------     -----          ---

                         COURTYARD PROPERTIES BY STATE

                                     CUT-OFF DATE     % OF CUT-OFF
                          NO. OF      PRINCIPAL        PRINCIPAL        UNDERWRITTEN
STATE                   PROPERTIES     BALANCE          BALANCE          CASH FLOW
----------------------  ----------   ------------  ------------------   ------------
Georgia...............       9       $56,121,216          17.5%         $10,554,638
Texas.................       7        48,440,366          15.1           10,456,216
California............       6        37,746,201          11.7            8,880,561
Virginia..............       5        31,084,138           9.7            6,678,970
Michigan..............       4        25,978,444           8.1            5,470,317
Ohio..................       3        21,776,137           6.8            4,488,045
Florida...............       3        17,032,903           5.3            3,419,116
Maryland..............       3        14,611,198           4.5            3,497,135
North Carolina........       2        12,395,383           3.9            2,786,669
Tennessee.............       2        11,687,180           3.6            2,221,322
New York..............       1         8,862,560           2.8            1,850,807
Arizona...............       1         8,254,543           2.6            1,762,015
Pennsylvania..........       1         7,575,952           2.4            1,747,350
Alabama...............       1         6,782,755           2.1            1,330,404
Illinois..............       1         6,689,272           2.1            1,297,774
Connecticut...........       1         6,539,601           2.0            1,330,336
                            --
                                     ------------        -----          ------------
Total/Weighted
  Average.............      50       $321,577,850        100.0%         $67,771,675
                            --
                            --
                                     ------------        -----          ------------
                                     ------------        -----          ------------

                         % OF TOTAL
                        UNDERWRITTEN   UNDERWRITTEN     % OF
STATE                    CASH FLOW        VALUE      TOTAL VALUE
----------------------  ------------   ------------  -----------
Georgia...............      15.6%      $87,500,000       15.2%
Texas.................      15.4        87,800,000       15.3
California............      13.1        68,400,000       11.9
Virginia..............       9.9        57,100,000        9.9
Michigan..............       8.1        50,400,000        8.8
Ohio..................       6.6        40,500,000        7.0
Florida...............       5.0        29,800,000        5.2
Maryland..............       5.2        28,900,000        5.0
North Carolina........       4.1        21,200,000        3.7
Tennessee.............       3.3        20,300,000        3.5
New York..............       2.7        16,400,000        2.9
Arizona...............       2.6        16,000,000        2.8
Pennsylvania..........       2.6        14,300,000        2.5
Alabama...............       2.0        12,300,000        2.1
Illinois..............       1.9        12,300,000        2.1
Connecticut...........       2.0        11,700,000        2.0

                           -----       ------------     -----
Total/Weighted
  Average.............     100.0%      $574,900,000     100.0%

                           -----       ------------     -----
                           -----       ------------     -----

    The following table sets forth scheduled lease expirations of the DDR/DRA Properties for the twelve months ending December 31, 1997 and for each calendar year thereafter through 2002. The table assumes that none of the tenants exercise early termination or renewal options.

               ANNUAL RETAIL LEASE EXPIRATION--DDR/DRA PROPERTIES

                                                           SUM OF          % OF                        % OF        ANNUALIZED
                                               NO.        OCCUPIED         TOTAL       ANNUALIZED   ANNUALIZED      BASE RENT
YEAR ENDED DEC. 31                          OF STORES    SQUARE FEET    OCCUPIED SF    BASE RENT     BASE RENT       PER SF
----------------------------------------  -------------  -----------  ---------------  ----------  -------------  -------------
1997....................................            6         4,050            0.1%    $   86,065          0.2%     $   21.25
1998....................................           13        54,992            1.3%    $1,072,849          2.1%     $   19.51
1999....................................           32        80,807            1.9%    $1,072,849          2.1%     $   19.51
2000....................................           31       104,450            2.5%    $1,960,799          3.9%     $   18.77
2001....................................           29        78,760            1.9%    $1,371,261          2.7%     $   17.41
2002....................................           11        86,655            2.1%    $1,284,028          2.6%     $   14.82
                                                  ---    -----------         -----     ----------        -----         ------
Total/Weighted Average                            122       409,714            9.8%    $7,480,886         14.9%     $   18.26
                                                  ---    -----------         -----     ----------        -----         ------
                                                  ---    -----------         -----     ----------        -----         ------

                 SHOPPING CENTERS BY STATE--DDR/DRA PROPERTIES

                                                          % OF
                                            CUT-OFF      CUT-OFF
                                             DATE         DATE
                                           ALLOCATED    ALLOCATED                   % OF
                             NO. OF          LOAN         LOAN      SUM OF NET    TOTAL NET                        % OF
STATE                      PROPERTIES       AMOUNT       AMOUNT      CASH FLOW    CASH FLOW   APPRAISED VALUE   TOTAL VALUE
-----------------------  ---------------  -----------  -----------  -----------  -----------  ---------------  -------------
IL.....................             1     $45,500,000        14.1%   $6,874,588        14.5%   $  72,300,000          13.7%
CA.....................             1      37,500,000        11.6    5,642,373         11.9       65,000,000          12.3
GA.....................             2      46,750,000        14.5    7,357,783         15.5       80,500,000          15.2
VA.....................             1      25,250,000         7.8    3,939,632          8.3       36,100,000           6.8
FL.....................             1      16,750,000         5.2    2,577,050          5.4       28,000,000           5.3
NC.....................             1      27,250,000         8.4    4,038,014          8.5       43,500,000           8.2
MO.....................             1      21,250,000         6.6    3,355,489          7.1       38,000,000           7.2
CO.....................             1      22,000,000         6.8    3,386,294          7.1       34,500,000           6.5
MA.....................             1      80,250,000        24.9   10,346,866         21.8      131,600,000          24.9
Total/Weighted
  Average..............            10     $322,500,000      100.0%  4$7,518,089       100.0%   $ 529,500,000         100.0%
                                   --
                                   --
                                          -----------       -----   -----------       -----   ---------------        -----
                                          -----------       -----   -----------       -----   ---------------        -----

    The following table sets forth certain information regarding the ten largest tenants (based on Annualized Base Rent) of the retail portion of the DDR/DRA Properties and information regarding the remaining GLA of the retail portion of such properties.

        RETAIL TENANTS BASED ON ANNUALIZED BASE RENT--DDR/DRA PROPERTIES

                                                                            % OF                         % OF        ANNUALIZED
                                             NO. OF        SUM OF      TOTAL OCCUPIED    ANNUALIZED   ANNUALIZED      BASE RENT
TENANT                                       STORES       SQUARE FT          SF          BASE RENT     BASE RENT       PER SF
----------------------------------------  -------------  -----------  -----------------  ----------  -------------  -------------
TJMaxx/Marshalls........................            8       289,581             6.9%     $3,351,467          6.7%     $   11.57
Kmart/Builders Square...................            3       326,076             7.8       2,788,380          5.6           8.55
Wal-Mart/Sam's Warehouse................            2       263,986             6.3       2,301,375          4.6           8.72
Barnes & Noble..........................            5       119,057             2.9       2,293,640          4.6          19.27
OfficeMax...............................            5       123,848             3.0       1,921,379          3.8          15.51
General Cinema..........................            1        85,000             2.0       1,912,500          3.8          22.50
Sports Authority........................            2        86,025             2.1       1,402,530          2.8          16.30
Home Place Stores.......................            2       107,448             2.6       1,390,568          2.8          12.94
United Artists..........................            2        82,596             2.0       1,353,765          2.7          16.39
Circuit City............................            3        85,266             2.0       1,089,775          2.2          12.78
                                                    -
                                                         -----------          -----      ----------        -----         ------

Total/Weighted Average
  (10 Largest)..........................           33     1,568,883            37.6%     $19,805,379        39.4%     $   12.62

Remaining GLA...........................          246     2,598,968            62.4%     $30,416,266        60.6%     $   11.70
                                                    -
                                                         -----------          -----      ----------        -----         ------
Total/Weighted Average..................          279     4,167,851           100.0%     $50,221,645       100.0%     $   12.05
                                                    -
                                                    -
                                                         -----------          -----      ----------        -----         ------
                                                         -----------          -----      ----------        -----         ------

    The following table sets forth scheduled lease expirations at the Worldwide Plaza Property for the twelve months ending December 31, 1997 and for each calendar year thereafter through 2013. The table assumes that none of the tenants exercise early termination or renewal options.

               ANNUAL LEASE EXPIRATION--WORLDWIDE PLAZA PROPERTY

                                                          SUM OF          % OF                        % OF          TOTAL
                                          NO. OF         OCCUPIED         TOTAL         TOTAL         TOTAL         RENT
YEAR ENDING DEC. 31                       LEASES         SQUARE FT     OCCUPIED SF       RENT         RENT         PER SF
-----------------------------------  -----------------  -----------  ---------------  ----------  -------------  -----------
1997...............................              0          --                0.0%    $        0          0.0%       --
1998...............................              2           2,010            0.1         52,800          0.1     $   26.27
1999...............................              2           6,016            0.3     $  669,300          1.0        111.26
2000...............................              0          --                0.0     $        0          0.0        --
2001...............................              0          --                0.0              0          0.0        --
2002...............................              0          --                0.0              0          0.0        --
2003...............................              3          65,150            3.7      2,329,669          3.5         35.76
2004...............................              0          --                0.0              0          0.0        --
2005...............................              1           1,387            0.1         41,774          0.1         30.12
2006...............................              0          --                0.0              0          0.0        --
2007...............................              3         163,827            9.3      1,690,189          2.6         10.32
2008...............................              1           6,489            0.4        210,991          0.3         32.52
2009...............................              5       1,053,238           59.5     47,497,115         71.7         45.10
2010...............................              1         104,349            5.9      2,952,097          4.5         28.29
2011...............................              4         311,516           17.6      8,934,270         13.5         28.68
2012...............................              0              --            0.0              0          0.0        --
2013 and thereafter................              1          56,934            3.2      1,890,455          2.9         33.20
                                                --
                                                        -----------         -----     ----------        -----    -----------
Total(1)...........................             23       1,770,916          100.0%    $66,268,720       100.0%
                                                --
                                                --
                                                        -----------         -----     ----------        -----    -----------
                                                        -----------         -----     ----------        -----    -----------

(1) Includes the sum of (i) the first twelve month's base rent that each tenant must pay pursuant to its leases subsequent to June 30, 1997 (full credit is given to any rent steps occurring during the twelve months following June 30, 1997 and free rent periods currently in effect as of June 30, 1997 have been ignored), and (ii) operating expense and real estate tax recoveries paid by each tenant under its lease for the twelve months ended December 31, 1996 (except that such income has not been included for certain tenants whose leases were renegotiated in 1996 such that they will not pay expense recoveries in 1997).

    The following table sets forth scheduled lease expirations at the Prentiss Properties for the twelve months ending December 31, 1997 and for each calendar year thereafter through 2012. The table assumes that none of the tenants exercise early termination or renewal options.

                  ANNUAL LEASE EXPIRATION--PRENTISS PROPERTIES

                                                          SUM OF          % OF                        % OF        ANNUALIZED
                                          NO. OF         OCCUPIED         TOTAL       ANNUALIZED   ANNUALIZED      BASE RENT
YEAR ENDING DEC. 31                       LEASES         SQUARE FT     OCCUPIED SF    BASE RENT     BASE RENT       PER SF
-----------------------------------  -----------------  -----------  ---------------  ----------  -------------  -------------
1997...............................             17         235,776            4.2%    $1,174,754          3.0%     $    4.98
1998...............................             40       1,169,770           20.8      4,419,061         11.4           3.78
1999...............................             54         843,722           15.0      6,103,914         15.7           7.23
2000...............................             42       1,153,012           20.5      5,629,905         14.5           4.88
2001...............................             46         674,662           12.0      5,947,183         15.3           8.82
2002...............................             25         453,000            8.0      3,833,699          9.9           8.46
2003...............................              5         188,718            3.4      2,551,068          6.6          13.52
2004...............................             16         429,252            7.6      3,836,327          9.9           8.94
2005...............................              5          77,035            1.4        717,003          1.8           9.31
2006...............................              7          53,839            1.0        726,162          1.9          13.49
2007...............................             15         253,209            4.5      3,551,616          9.2          14.03
2008...............................              1         100,250            1.8        300,750          0.8           3.00
2012...............................              1               0            0.0         10,800          0.0           0.00
                                               ---      -----------         -----     ----------        -----         ------

    Total/Weighted Average.........            274       5,632,245          100.0%    $38,802,240       100.0%     $    6.89
                                               ---      -----------         -----     ----------        -----         ------
                                               ---      -----------         -----     ----------        -----         ------

    The following table sets forth certain information regarding the ten largest tenants (based on Annualized Base Rent) of the Prentiss Properties and information regarding the remaining GLA of such properties.

           TENANTS BASED ON ANNUALIZED BASE RENT--PRENTISS PROPERTIES

                                                                                                    PERCENT OF     ANNUALIZED
                                          NUMBER OF          SUM OF      PERCENT OF    ANNUALIZED   ANNUALIZED      BASE RENT
TENANT                                     LEASES           SQUARE FT     TOTAL SF     BASE RENT     BASE RENT       PER SF
----------------------------------  ---------------------  -----------  -------------  ----------  -------------  -------------
Nippon Express USA................                5           499,019           8.6%   $1,914,000          4.9%     $    3.84
C & H Distributors................                1           330,000           5.7       858,000          2.2           2.60
Dunlop Tire Corp..................                1           229,824           4.0       525,336          1.4           2.29
Hoechst Celanese..................               15           205,828           3.6     3,442,507          8.9          16.73
Midland Brake.....................                1           200,000           3.5       550,000          1.4           2.75
United States Postal Service......                3           181,374           3.1       538,882          1.4           2.97
Sprint Communication..............                6           136,444           2.4     1,380,157          3.6          10.12
Premark International, Inc........                2            91,801           1.6     1,514,717          3.9          16.50
Grumman...........................                5            91,159           1.6     1,574,389          4.1          17.27
King's Hawaiian Bakery............                2            72,000           1.2       368,492          0.9           5.12
                                                ---        -----------        -----    ----------        -----         ------
  Totals (10 largest).............               41         2,037,449          35.2    12,666,479         32.6           6.22
  Remaining GLA...................              233         3,756,809          64.8    26,135,760         67.4           6.96
  Totals/Weighted Averages........              274         5,794,258         100.0%   $38,802,240       100.0%     $    6.70
                                                ---        -----------        -----    ----------        -----         ------
                                                ---        -----------        -----    ----------        -----         ------

    The following table sets forth scheduled lease expirations at the Arden Properties for the twelve months ending December 31, 1997 and for each calendar year thereafter through 2013. The table assumes that none of the tenants exercise early termination or renewal options.

                   ANNUAL LEASE EXPIRATION--ARDEN PROPERTIES

                                                          SUM OF          % OF                        % OF        ANNUALIZED
                                          NO. OF         OCCUPIED         TOTAL       ANNUALIZED   ANNUALIZED      BASE RENT
YEAR ENDING DEC. 31                       LEASES         SQUARE FT     OCCUPIED SF    BASE RENT     BASE RENT       PER SF
-----------------------------------  -----------------  -----------  ---------------  ----------  -------------  -------------
MTM(1).............................             73         124,663            5.1%    $2,390,753          5.0%     $   19.18
1998...............................             85         422,600           17.3      8,827,915         18.5          20.89
1999...............................             69         429,516           17.6      8,531,877         17.9          19.86
2000...............................             57         254,091           10.4      4,642,678          9.7          18.27
2001...............................             49         296,911           12.1      5,680,388         11.9          19.13
2002...............................             30         485,768           19.9      9,032,738         18.9          18.59
2003...............................              7          79,621            3.3      1,609,237          3.4          20.21
2004...............................              9         100,547            4.1      2,020,416          4.2          20.09
2005...............................             13         117,486            4.8      1,978,625          4.1          16.84
2006...............................              6          98,773            4.0      2,088,487          4.4          21.14
2007...............................              4          19,242            0.8        407,923          0.9          21.20
2008...............................              1           6,730            0.3        117,000          0.2          17.38
2010...............................              1           7,404            0.3        203,329          0.4          27.46
2013...............................              1           1,426            0.1        150,000          0.3         105.19
                                               ---      -----------         -----     ----------        -----         ------

    Total/Weighted Average.........            405       2,444,778          100.0%    $47,681,366       100.0%     $   19.50
                                               ---      -----------         -----     ----------        -----         ------
                                               ---      -----------         -----     ----------        -----         ------

------------------------------

(1) MTM indicates total space occupied as of the occupancy date on a month to month basis, including under expired leases not yet renewed.

    The following table sets forth certain information regarding the fifteen largest tenants (based on Annualized Base Rent) of the Arden Properties and information regarding the remaining GLA of such properties.

            TENANTS BASED ON ANNUALIZED BASE RENT--ARDEN PROPERTIES

                                                                                                      % OF        ANNUALIZED
                                           NUMBER OF          SUM OF        % OF      ANNUALIZED   ANNUALIZED      BASE RENT
TENANT                                      STORES           SQUARE FT    TOTAL SF    BASE RENT     BASE RENT       PER SF
-----------------------------------  ---------------------  -----------  -----------  ----------  -------------  -------------
State Compensation Ins.............                7           113,513          4.7%  $2,622,310          5.6%     $   23.10
GTE California Inc.................                2           113,124          4.6    1,771,635          3.8          15.66
Pepperdine University..............                5            89,752          3.7    1,730,361          3.7          19.28
So. Pacific Transportation.........                1            83,017          3.4    1,942,598          4.2          23.40
RDA/Logicon........................                1            74,174          3.0    1,575,456          3.4          21.24
Intracorp..........................                1            54,179          2.2      691,039          1.5          12.75
Hewlett Packard....................                1            53,700          2.2      579,960          1.2          10.80
Grey Advertising...................                2            51,148          2.1      993,013          2.1          19.41
DIC Entertainment, L.P.............                1            50,472          2.1      992,794          2.1          19.67
AT&T Corp..........................                2            46,385          1.9      779,268          1.7          16.80
Learning Tree International........                2            45,687          1.9      607,281          1.3          13.29
Earthtech..........................                2            44,122          1.8    1,138,231          2.4          25.80
American Tours Int'l, Inc..........                1            32,586          1.3      391,032          0.8          12.00
Inchcape Shipping..................                6            31,003          1.3      618,664          1.3          19.95
The Meade Corporation..............                1            27,913          1.1      497,410          1.1          17.82
                                                 ---        -----------       -----   ----------        -----         ------
  Total/Weighted Average...........               35           910,775         37.3   16,931,053           36          18.59
  Remaining GLA....................              332         1,528,327         62.7   29,678,909         63.7          19.42
  Portfolio Total..................              367         2,439,102        100.0%  $46,609,962       100.0%     $   19.11
                                                 ---        -----------       -----   ----------        -----         ------
                                                 ---        -----------       -----   ----------        -----         ------

    The following table sets forth scheduled lease expirations at the Villa Marina Property for the twelve months ending December 31, 1997 and for each calendar year thereafter through 2008. The table assumes that none of the tenants exercise early termination or renewal options.

             ANNUAL RETAIL LEASE EXPIRATION--VILLA MARINA PROPERTY

                                                           SUM OF          % OF                         % OF        ANNUALIZED
                                              NO. OF      OCCUPIED         TOTAL       ANNUALIZED    ANNUALIZED      BASE RENT
YEAR ENDING DEC. 31                           LEASES      SQUARE FT     OCCUPIED SF     BASE RENT     BASE RENT       PER SF
------------------------------------------  -----------  -----------  ---------------  -----------  -------------  -------------
1997......................................           1        3,000            0.7%      $139,178           1.6%     $   46.39
1998......................................           4        8,850            2.1        284,776           3.3          32.18
1999......................................          16       96,306           22.4      1,844,123          21.4          19.15
2000......................................           9       22,587            5.3        450,867           5.2          19.96
2001......................................           6       13,333            3.1        445,539           5.2          33.42
2002......................................           5        6,431            1.5        229,800           2.7          35.73
2003......................................          12       49,514           11.5        677,872           7.9          13.67
2004......................................           9       61,338           14.3        888,498          10.3          13.49
2005......................................           7       16,407            3.8        449,666           5.2          27.41
2006......................................           6       44,972           10.5      1,114,033          13.0          24.77
2007......................................           4       22,262            5.2        536,861           6.2          24.12
2008......................................           1       34,318            8.0        948,661          11.0          27.64
2009......................................           2       40,872            9.5        499,680           5.8          12.23
MTM(1)....................................           5        8,731            2.0         89,671           1.0          10.27
                                                   ---   -----------         -----     -----------        -----         ------
  Total/Weighted Average..................          87      428,921          100.0%     $8,599,225        100.0%     $   20.04
                                                   ---   -----------         -----     -----------        -----         ------
                                                   ---   -----------         -----     -----------        -----         ------

------------------------
(1) MTM indicates total space occupied as of the occupancy date on a month to month basis, including under expired leases not yet renewed.

    The following table sets forth scheduled lease expirations at the Valley View Property for the twelve months ending December 31, 1997 and for each calendar year thereafter through 2009. The table assumes that none of the tenants exercise early termination or renewal options.

              ANNUAL RETAIL LEASE EXPIRATION--VALLEY VIEW PROPERTY

                                                           SUM OF         % OF                        % OF        ANNUALIZED
                                              NO. OF      OCCUPIED        TOTAL      ANNUALIZED    ANNUALIZED      BASE RENT
YEAR ENDING DEC. 31                           LEASES      SQUARE FT    OCCUPIED SF    BASE RENT     BASE RENT       PER SF
------------------------------------------  -----------  -----------  -------------  -----------  -------------  -------------
1997......................................          14       29,944           7.8%     $309,430           3.8%     $   10.33
1998......................................          13       29,514           7.7       688,972           8.6          23.34
1999......................................          11       33,595           8.8       676,490           8.4          20.14
2000......................................           9       21,982           5.7       603,713           7.5          27.46
2001......................................           5       12,639           3.3       337,824           4.2          26.73
2002......................................           8       14,604           3.8       501,325           6.2          34.33
2003......................................           8       19,139           5.0       385,903           4.8          20.16
2004......................................          16       72,367          18.9     1,683,994          20.9          23.27
2005......................................          16       34,760           9.1       830,094          10.3          23.88
2006......................................          10       31,877           8.3       727,978           9.0          22.88
2007......................................           4        4,427           1.2       210,044           2.6          47.45
2008......................................           1        2,229           0.6        46,809           0.6          21.00
2009......................................           3       21,296           5.6       464,840           5.8          18.05
MTM(1)....................................          27       55,470          14.5       592,291           7.4          10.68
                                                   ---   -----------       ------    -----------       ------         ------
  Total/Weighted Average..................         145      383,843         100.0%    $8,059,707        100.0%     $   21.00
                                                   ---   -----------       ------    -----------       ------         ------
                                                   ---   -----------       ------    -----------       ------         ------

------------------------
(1) MTM indicates total space occupied as of the occupancy date on a month to month basis, including under expired leases not yet renewed.

UNDERWRITING STANDARDS

    GENERAL. The underwriting standards utilized in connection with the origination of the Mortgage Loans addressed, with respect to each Mortgaged Property, property valuations and property financial performance, environmental conditions and physical conditions, as described below.

    APPRAISALS. An appraisal was performed with respect to the DDR/DRA Properties, the Courtyard Properties and the Worldwide Plaza Property. Market studies were conducted for the Prentiss Properties, the Arden Properties, the Valley View Property, the Villa Marina Property and the Sun Community Properties. The appraisals and market studies were performed by independent MAI appraisers and (i) in the case of the appraisals, determined that at the time of the appraisal the aggregate value of the related Mortgaged Properties covered by such appraisals or (ii) in the case of the market studies, LB Holdings determined, based on the information set forth in such market study, that the aggregated value of the related Mortgaged Properties covered by such market studies, exceeded the original principal amount of each Mortgage Loan. In general, appraisals represent the analysis and opinion of qualified experts and are not guarantees of present or future value. Moreover, appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale. See "Risk Factors--The Mortgage Loans--Lack of Certain Appraisals-Limitations of Appraisals" herein. Information regarding the value of each Mortgaged Property as of the Cut-Off Date presented under "--Certain Characteristics of the Mortgage Loans" above is not intended to be a representation as to the past, present or future market values of the Mortgaged Properties.

    OPERATING STATEMENTS, FINANCIAL DATA, OCCUPANCY STATEMENTS. In connection with the origination of the Mortgage Loans, the related Originator reviewed operating statements, financial data, rent rolls and related information or statements of occupancy rates provided by borrowers and, with respect to the Mortgage Loans secured by office properties and retail properties, certain major tenant leases.

    ENVIRONMENTAL ASSESSMENTS. As part of the origination, all of the Mortgaged Properties have been subject to either Phase I site assessments, updates of previously performed Phase I site assessments, or other site assessments which were updated and upgraded to comply with Phase I standards through follow up investigations, within the last eighteen months. Additionally, all borrowers were required to provide certain environmental representations, warranties, covenants and indemnities relating to the existence and use of hazardous substances on the Mortgaged Properties. For a discussion of environmental issues identified on the Mortgaged Properties, see "Risk Factors--The Mortgage Loans--Environmental Law Considerations" herein.

    PROPERTY CONDITION ASSESSMENTS. Property condition assessments of the Mortgaged Properties were generally conducted by licensed engineers or architects prior to origination of the Mortgage Loans. Such inspections were generally commissioned to assess the structure, exterior walls, roofing, interior construction, mechanical and electrical systems and general conditions of the site, buildings and other improvements located at each Mortgaged Property. The resulting reports of the inspecting engineers (the "Property Condition Reports") indicated, where appropriate, a variety of deferred maintenance items and recommended capital improvements with respect to each Mortgaged Property, as well as the estimated cost of such items and improvements. In each instance, the related Originator either determined that such items and improvements were being addressed by the related borrowers in a satisfactory manner, or required that they be addressed post-closing and, in some instances, that reserves be established to cover the related costs. See "Description of the Mortgage Loans and Mortgaged Properties" herein for descriptions of the reserves or other security provided for deferred maintenance and capital improvements related to each Mortgaged Property.

    There are violations of the ADA at some of the Mortgaged Properties that are not expected to have a material impact on the value of or earnings from such properties.

    ZONING AND BUILDING CODE COMPLIANCE. Each of the borrowers has, under its related Mortgage or loan agreement, generally represented as of the date on which the Mortgage Loan was originated and/or provided a legal opinion, a title insurance policy endorsement and/or other evidence, to the effect that the use and operation of the related Mortgaged Properties are in compliance in all material respects with applicable zoning, land-use, environmental, building, fire and health ordinances, rules, regulations and orders applicable to the related Mortgaged Properties.

    PROPERTY MANAGEMENT. The manager for each Mortgaged Property was approved by the related Originator in connection with the origination of the related Mortgage Loan. Generally, a manager is responsible for responding to changes in the local market, planning and implementing the rental rate or operating structure, which may include establishing levels of rent payments or rates, and insuring that maintenance and capital improvements are carried out in a timely fashion. Upon the occurrence of certain events specified in each Mortgage Loan, the related management agreement is terminable by the Master Servicer or terminates unless the Master Servicer otherwise elects. For a discussion of the management contracts and the Master Servicer's rights thereunder, see "Description of the Mortgage Loans and Mortgaged Properties" herein. Neither the Master Servicer nor the Special Servicer manages any of the Mortgaged Properties and they are not expected to manage any REO Properties (as defined herein).

ADDITIONAL INFORMATION

    The description in this Prospectus Supplement of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-Off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-Off Date. The Depositor believes that the information set forth herein will be representative of the characteristics of the Mortgage Pool as it will be constituted at the time the Certificates are issued.

    A Current Report on Form 8-K (the "Form 8-K") will be available to purchasers of the Offered Certificates and will be filed by the Depositor, together with the Pooling Agreement, with the Securities and Exchange Commission within fifteen days after the initial issuance of the Offered Certificates.

           DESCRIPTION OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

THE DDR/DRA LOAN AND PROPERTIES

    THE LOAN. The DDR/DRA Loan has a principal balance as of the Cut-Off Date of $322,500,000 and is evidenced by three separate notes issued by three related borrowers. The first two Notes, having principal balances of $42,750,000 (the "DDR/DRA Note A") and $153,000,000 (the "DDR/DRA Note B"), respectively, were issued by Community Centers One L.L.C. (the "DDR/DRA I Borrower"). The third Note (the "DDR/DRA Note C" and, together with the DDR/DRA Note A and the DDR/DRA Note B, the "DDR/DRA Notes"), having a principal balance of $126,750,000, was issued jointly by Community Centers Two L.L.C. (the "DDR/DRA II Borrower") and Shoppers World Community Center, L.P. (the "DDR/DRA III Borrower," together with the DDR/DRA I Borrower and the DDR/DRA II Borrower, the "DDR/DRA Borrowers").

    Each of the DDR/DRA Notes is secured by first Mortgages (the "Non-Florida DDR/DRA Mortgages") encumbering 9 retail power centers in the following locations: Framingham, Massachusetts (the "Shoppers World Property"); Schaumburg, Illinois (the "Woodfield Village Green Property"); San Diego, California (the "Carmel Mountain Plaza Property"); Durham, North Carolina (the "New Hope Commons Property"); Fairfax, Virginia (the "Fairfax Towne Center Property"); Atlanta, Georgia (the "Perimeter Pointe Property"); Denver, Colorado (the "Broadway Marketplace Property"); Marietta, Georgia (the "Town Center Prado Property"); and Independence, Missouri (the "Independence Commons Property"; and together with the Carmel Mountain Plaza Property, the Broadway Marketplace Property, the Perimeter Pointe Property, the Town Center Prado Property, the Woodfield Village Green Property, the Shoppers World Property, the Fairfax Towne Center Property, and the New Hope Commons Property, the "Non-Florida DDR/DRA Properties"). The DDR/DRA Note B is also secured by a first Mortgage (the "Florida DDR/DRA Mortgage," and together with the Non-Florida DDR/DRA Mortgages, the "DDR/ DRA Mortgages") in a 10th retail power center (the "Carillon Place Property," and together with the Non-Florida DDR/DRA Properties, the "DDR/DRA Properties") located in Naples, Florida. The Florida DDR/DRA Mortgage does not secure the DDR/DRA Note A or the DDR/DRA Note C. All of the DDR/ DRA Notes are cross-defaulted.

    THE BORROWERS. The DDR/DRA I Borrower and the DDR/DRA II Borrower are each Delware limited liability companies and the DDR/DRA III Borrower is a Delaware limited partnership. The DDR/ DRA I Borrower is the owner of the Carmel Mountain Plaza Property, the Broadway Marketplace Property, the Carillon Place Property, the Town Center Prado Property, the Woodfield Village Green Property, the New Hope Commons Property, and the Fairfax Towne Center Property (collectively, the "DDR/DRA I Properties"); the DDR/DRA II Borrower is the owner of the Perimeter Pointe Property and the Independence Commons Property (collectively, the "DDR/DRA II Properties"); and, the DDR/DRA III Borrower is the owner of the Shoppers World Property (the "DDR/DRA III Property").

    The DDR/DRA Borrowers are limited in their respective purposes to owning, operating and managing their respective DDR/DRA Properties. The DDR/DRA I Borrower has no material assets other than the DDR/DRA I Properties and related interests, the DDR/DRA II Borrower has no material assets other than the DDR/DRA II Properties and related interests and the DDR/DRA III Borrower has no material assets other than the DDR/DRA III Property and related interests.

    The managing member of the DDR/DRA I Borrower is DD Community Centers One, Inc. (the "DDR/DRA I Managing Member"), an Ohio corporation, that is limited in its purposes to acting as managing member of the DDR/DRA I Borrower. The DDR/DRA I Managing Member is a wholly-owned direct subsidiary of Developers Diversified Realty Corporation ("DDRC"), an Ohio corporation. DDRC operates as a real estate investment trust for Federal income tax purposes, DDRC's stock is traded on the New York Stock Exchange and it is a reporting company under the Exchange Act. The managing member of the DDR/DRA II Borrower is DD Community Centers Two, Inc. (the "DDR/DRA II Managing

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Member"), an Ohio corporation, that is limited in its purposes to acting as managing member of the DDR/ DRA II Borrower. The DDR/DRA II Managing Member is a wholly-owned direct subsidiary of DDRC. The general partners of the DDR/DRA III Borrower is DD Community Centers Three, Inc., an Ohio corporation, and SW OPP SUB, Inc., a Delaware Corporation (collectively, the "DDR/DRA III General Partner") , both of which are limited in their purposes to acting as a general partner of the DDR/DRA III Borrower. DD Community Centers Three, Inc. is a wholly-owned direct subsidiary of DDRC. SW OPP SUB, Inc. is a wholly-owned direct subsidiary of DRA Opportunity Fund ("DRA"), a Delaware corporation which operates as a real estate investment trust for Federal income tax purposes. DDRC has been a NYSE-listed company since 1993 and owns a portfolio of over 120 shopping centers consisting of approximately 30.4 million square feet of GLA.

    The regular members of both the DDR/DRA I Borrower and the DDR/DRA II Borrower are: (i) DRA, (ii) DD Retail Partners II, L.P. ("DDR II"), a Delaware limited partnership, (iii) DD Retail Partners III, L.P. ("DDR III"), a Delaware limited partnership, and (iv) DD Retail Partners IV, L.P. ("DDR IV"), a Delaware limited partnership. The limited partners of the DDR/DRA III Borrower are (i) DDRC, (ii) DRA, (iii) DDR II, (iv) DDR III and (v) DDR IV.

    An affiliate of the Originators, LB Holdings, has made a loan in the amount of approximately $28,687,500 to DDRA Community Centers Four L.P. ("DDRACC"). DDRACC is 35% owned by DDRC and 65% owned by DRA.

    SECURITY. The DDR/DRA Notes are non-recourse notes. The DDR/DRA Note A and the DDR/ DRA Note C are secured as described above by the fee estate of each of the DDR/DRA Borrowers in the Non-Florida DDR/DRA Properties and certain collateral therefor (including an assignment of leases and rents and the funds in certain accounts). The DDR/DRA Note B is secured as described above by the fee estate of each of the DDR/DRA Borrowers in the Non-Florida DDR/DRA Properties, the DDR/DRA I Borrower's fee estate in the Carillon Place Property, and certain collateral therefor (including an assignment of leases and rents and the funds in certain accounts). Subject to exceptions for, among other things, fraud, intentional misrepresentation, gross negligence, willful misconduct, breach of certain environmental indemnities and covenants, or misapplication of funds, none of the DDR/DRA Borrowers nor any of their respective affiliates is personally liable for payment of the DDR/DRA Loan. The DDR/DRA Notes provide for full recourse to all the assets of the related DDR/DRA Borrower if, among other things, any of the related DDR/DRA Properties or any part thereof securing such DDR/DRA Note become subject to (i) a voluntary bankruptcy or insolvency proceeding or (ii) an involuntary bankruptcy or insolvency proceeding which is not dismissed within 90 days of filing. Each of the DDR/DRA Borrowers has made certain environmental representations and has represented that it has good, marketable and insurable fee simple title to the DDR/DRA Property or Properties it owns, subject only to encumbrances described in the applicable title insurance policies. In addition, the DDR/DRA Borrowers have deposited with the Master Servicer an amount equal to $425,495 (the "DDR/DRA Lease-Up Reserve"), to be held in escrow as additional security for their obligations under the DDR/DRA Loan documents in connection with certain leases under which required rental payments have not yet commenced. Provided that no default under the DDR/DRA Loan documents exists, the Master Servicer is required to return to the respective DDR/DRA Borrower that portion of the DDR/DRA Lease-Up Reserve related to a particular lease upon the commencement of the payment of rent for such lease. LB Holdings is the named insured under title insurance policies which insure that each of the related Mortgages constitutes a valid and enforceable first lien on the applicable DDR/DRA Properties, subject to certain exceptions and exclusions from coverage set forth therein.

    PAYMENT TERMS. The DDR/DRA Loan was originated by LB Holdings on May 15, 1997. Each of the DDR/DRA Notes matures on June 10, 2002 (the "DDR/DRA Maturity Date") and bears interest at a fixed rate per annum of 7.378% (the "DDR/DRA Base Interest Rate") through the DDR/DRA Maturity Date. Interest on the DDR/DRA Notes is calculated on the basis of the actual number of days elapsed and a 360-day year.

    The DDR/DRA Notes require monthly payments of interest (the "DDR/DRA Monthly Debt Service Payments") and a single Balloon Payment of the principal balance of the loan together with all accrued and unpaid interest on the DDR/DRA Maturity Date.

    Upon the occurrence of an event of default under the DDR/DRA Loan documents, interest will accrue on the entire unpaid principal balance of the DDR/DRA Loan and any other amounts, including interest, then due thereon at a default rate equal to the lesser of (a) the maximum rate permitted by applicable law and (b) the greater of (i) the DDR/DRA Base Interest Rate plus 4% or (ii) the prime rate plus 4%. In addition, upon the acceleration of the DDR/DRA Loan in connection with an event of default, the DDR/DRA Borrowers must pay prepayment consideration (the "DDR/DRA Yield Maintenance Premium") equal to the present value of a series of payments (each equal to an amount based on the excess of the DDR/DRA Base Interest Rate over the yield that would be earned on the U.S. Treasury issue with a maturity date closest to the DDR/DRA Maturity Date) payable on each Due Date scheduled through and including the DDR/DRA Maturity Date discounted at the relevant U.S. Treasury rate.

    ALTERATIONS AND EXPANSIONS. The DDR/DRA Loan documents provide that each DDR/DRA Borrower has the right, provided that no event of default under the DDR/DRA Loan documents has occurred and is continuing, without consent of the Master Servicer, to undertake any alteration, improvement, demolition or removal, including in connection with a DDR/DRA Expansion (any such alteration, improvement, demolition or removal other than a DDR/DRA Restoration a "DDR/DRA Alteration") of its DDR/DRA Properties or any portion thereof so long as such DDR/DRA Alteration is permitted by the leases and related operating agreements with respect to the related DDR/DRA Property and does not, among other things,
(i) materially impair the utility and operation of the DDR/DRA Property or materially adversely affect the value of the DDR/DRA Property taken as a whole,
(ii) reduce the DDR/DRA Property DSCR below 1.563X or (iii) have a materially adverse effect on the ability of the related DDR/ DRA Borrower to perform its obligations under the DDR/DRA Loan documents. Any DDR/DRA Alteration that does not meet the foregoing criteria may be undertaken only with the Master Servicer's prior written consent. If at any time during any DDR/DRA Alteration such DDR/DRA Borrower decides not to complete such alteration, it is obligated to restore the affected portion of the DDR/DRA Property to at least the level of utility and value that existed as of the commencement of such DDR/DRA Alteration.

    The DDR/DRA Borrowers have agreed not to undertake or continue any DDR/DRA Alteration (other than an alteration the cost of which a tenant is obligated to pay directly), the cost of which individually or in the aggregate with all other related DDR/DRA Alterations, would exceed an amount equal to the greater of (i) $1,175,000 or (ii) 5% of the DDR/DRA Allocated Loan Amount (the "DDR/ DRA Threshold Amount"), unless the DDR/DRA Borrower has delivered to the Master Servicer security (in the form of cash or cash equivalent) in the amount by which the total costs of such alteration exceeds the DDR/DRA Threshold Amount. The amount of such security may be changed from time to time based upon updates on the progress of the DDR/DRA Alteration by an independent architect setting forth, among other things, the actual stages of completion of the DDR/DRA Alteration, the corresponding amounts expected to be due and payable and, as the alteration progresses, the actual amounts due and payable by the DDR/DRA Borrower in connection with such completion.

    Provided that no event of default has occurred and is continuing under the DDR/DRA Loan documents, the DDR/DRA Borrowers have the right, without consent of the Master Servicer, to expand the improvements on the respective DDR/DRA Properties from time to time through the addition of one or more anchor stores or the addition of one or more peripheral stores (a "DDR/DRA Expansion"), provided that, among other things, the related DDR/DRA Borrower certifies to the Master Servicer that, among other things, such DDR/DRA Expansion (A) will not materially impair the utility, operation or the value of the respective DDR/DRA Property, including any anchor pad or peripheral parcels, taken as a whole, (B) does not result in any material violation of the terms of any material lease,
(C) does not result
in any material violation of the terms of any operating agreements and (D) will not reduce the DDR/DRA Property DSCR below 1.563X for the immediately ensuing twelve-month period.

    No DDR/DRA Expansion or DDR/DRA Alteration is permitted to be undertaken unless either (i) the related DDR/DRA Borrower certifies to the Master Servicer that such DDR/DRA Expansion or DDR/DRA Alteration is not a "DDR/DRA Reconfiguration Project" or (ii) the Master Servicer consents thereto in writing. The term "DDR/DRA Reconfiguration Project" means any DDR/DRA Expansion or DDR/DRA Alteration which: (A) requires the closing or relocation of a tenant under an anchor lease; (B) adversely affects in any significant manner the use of any material portion of the parking spaces for the DDR/DRA Property; or (C) materially impairs pedestrian traffic through the common areas of the DDR/ DRA Property.

    If any DDR/DRA Expansion or DDR/DRA Alteration would cause the DDR/DRA Property DSCR for the twelve months following commencement of such construction to be less than 1.563X (a "DDR/ DRA Debt Service Alteration"), then the DDR/DRA Borrower is required to post letters of credit with the Master Servicer in an amount sufficient to maintain, at all times during such twelve month period, the DDR/DRA Property DSCR for such DDR/DRA Property of 1.563X. The DDR/DRA Borrower's obligation to deliver, maintain and renew such letters of credit will not terminate until (i) an event of default under the DDR/DRA Loan documents has occurred and is continuing and (ii) on the earlier of (1) the date of repayment of the DDR/DRA Notes in full and (2) when the DDR/DRA Property DSCR is equal to or greater than 1.563X for twelve consecutive months.

    The "DDR/DRA Property DSCR" means the ratio of (i) 97.5% of the net operating income produced by the operation of the DDR/DRA Property during such period to (ii) the payments that would be due under the portion of the DDR/DRA Note related to such DDR/DRA Property equal to the DDR/DRA Allocated Loan Amount of such DDR/DRA Property for such period, assuming for the purposes of this calculation a loan constant of 9.50%.

    PREPAYMENT. Voluntary prepayment is prohibited under the DDR/DRA Loan prior to the period commencing six months prior to the DDR/DRA Maturity Date (such period, the "DDR/DRA Permitted Prepayment Period"). Thereafter, provided that there is no event of default under the DDR/DRA Loan documents, the DDR/DRA Loan may be voluntarily prepaid in whole, but not in part, without payment of DDR/DRA Yield Maintenance Premium, on a Due Date pursuant to the terms of the DDR/DRA Loan documents.

    All insurance proceeds or condemnation awards not required to be made available for the DDR/DRA Restoration of any of the DDR/DRA Properties or returned to the related DDR/DRA Borrower in accordance with the terms of the DDR/DRA Loan documents, will be retained and applied by the Master Servicer to prepay the amounts due under the related DDR/DRA Note(s) whether or not then due and payable in accordance with the terms of the Pooling Agreement. If the Master Servicer receives and retains such insurance proceeds or condemnation awards, the lien of the related Mortgage will be reduced only by the amount thereof received and retained by the Master Servicer and actually applied by the Master Servicer in reduction of such amounts due under the related DDR/DRA Note(s). Unless an event of default has occurred and is continuing, such prepayment will be made without payment of DDR/DRA Yield Maintenance Premium.

    RELEASE IN EXCHANGE FOR SUBSTITUTE COLLATERAL. Each DDR/DRA Borrower is permitted on any Due Date at any time after October 10, 1999, which is the second anniversary from the "startup day" (the "Closing Date") within the meaning of Section 860G(a)(9) of the Code, of the Trust REMICs to obtain a release of all or a portion of its respective DDR/DRA Property, provided that, among other conditions, such DDR/DRA Borrower delivers on such payment date DDR/DRA Defeasance Collateral with DDR/ DRA Collateral Value sufficient, without consideration of any reinvestment of interest therefrom, to pay: (i) all amounts then due relating to such portion of the DDR/DRA Notes, including interest thereon; (ii) the portion of the outstanding principal amount of the DDR/DRA Notes equal to the lesser of (a)

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125% of DDR/DRA Allocated Loan Amounts of each such DDR/DRA Property to be released or (b) the then-aggregate unpaid principal balance of the DDR/DRA Notes (such lesser amount, the "DDR/DRA Defeasance Amount"); and (iii) the portion of the interest that will become due under such portion of the DDR/DRA Notes prior to and including the DDR/DRA Maturity Date.

    "DDR/DRA Allocated Loan Amount" means the amount of the DDR/DRA Loan allocated to such DDR/DRA Property, as set forth in the DDR/DRA Loan documents. "DDR/DRA Defeasance Collateral" means non-callable and non-redeemable securities evidencing an obligation to pay principal and interest in a full and timely manner that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged. "DDR/DRA Collateral Value" means as of any date with respect to DDR/DRA Defeasance Collateral delivered to the Master Servicer, the aggregate amount of payments of income from such DDR/DRA Defeasance Collateral that will be payable to the Master Servicer by the business day prior to each day on which payments are due on the related DDR/DRA Note, without consideration of any reinvestment of such income.

    In addition, in connection with the defeasance of all or a portion of the DDR/DRA Loan, such DDR/ DRA Borrower is required to deliver to the Master Servicer, among other things: (a) for each of the U.S. Treasury obligations that is part of the DDR/DRA Defeasance Collateral, a written instrument of transfer in form and substance wholly satisfactory to the Master Servicer in order to perfect upon the delivery of the DDR/DRA Defeasance Collateral the first priority security interest therein in favor of the Trustee, (b) an opinion of counsel for the related DDR/DRA Borrower in form satisfactory to the Master Servicer stating that the Trustee will have a perfected first priority security interest in such U.S. Treasury obligations and that the transfer of such U.S. Treasury obligations will not adversely affect the status of either Trust REMIC as a REMIC and (c) confirmation from each of the Rating Agencies that the defeasance will not result in a withdrawal, qualification or reduction of the then-existing ratings of the Certificates.

    Upon such defeasance, the DDR/DRA Borrowers will have the right, to obtain a release of DDR/ DRA Property from the lien of the related DDR/DRA Mortgage, provided that, among other things: (i) no material default under the DDR/DRA Loan documents has occurred and is continuing; (ii) ownership of the related DDR/DRA Property is simultaneously transferred to an entity other than any DDR/DRA Borrower, the managing member of any DDR/DRA Borrower, or any general partner of any DDR/DRA Borrower, or any person, party, or entity owned or controlled by any of the foregoing, unless the related DDR/DRA Borrower is an entity with a long term unsecured debt rating from the Rating Agencies which is the same as the then current rating on the highest rated Certificates; and (iii) for the twelve-month period immediately after the release, the DDR/DRA Aggregate DSCR with respect to the DDR/DRA Properties remaining encumbered by the liens of the DDR/DRA Mortgages will be equal to or greater than the greater of (A) the DDR/DRA Aggregate DSCR with respect to all of the DDR/DRA Properties for the four fiscal quarters immediately preceding the date of the origination of the DDR/DRA Loan and (B) the DDR/DRA Aggregate DSCR with respect to the DDR/DRA Properties then encumbered by the liens of the DDR/DRA Loan Mortgages immediately prior to such release, for the four fiscal quarters immediately preceding the proposed release.

    The "DDR/DRA Aggregate DSCR" means the ratio of (a) the product of (i) the net operating income (as defined in the related DDR/DRA Mortgage document) during the applicable period of each of the DDR/DRA Properties other than the DDR/DRA Property to be released (if the calculation is being made in connection with a release of a DDR/DRA Property) and any DDR/DRA Property which has previously been released and (ii) 97.5% to (b) the payments that would be due under the DDR/DRA Notes (excluding payments due on any portion of the principal balance of the DDR/DRA Notes that has been previously defeased) after giving effect to the defeasance of principal in connection with such release for the applicable period, assuming for the purposes of this calculation a loan constant of 9.50%.

    Upon the satisfaction of the foregoing conditions precedent, the applicable DDR/DRA Property will be released from the lien of the Trust Fund.

    OTHER RELEASES. The DDR/DRA II Borrower is permitted to obtain the release from the lien of the related Mortgage the unimproved, non-revenue producing outparcel on a portion of the Independence Commons Property (such portion a "DDR/DRA Outparcel") if, among other things, (a) no event of default exists under the DDR/DRA Loan documents; (b) the DDR/DRA II Borrower has obtained: (x) all governmental approvals necessary so that upon such release the DDR/DRA Outparcel and the related DDR/DRA Property remaining after the release of the DDR/DRA Outparcel (the "DDR/DRA Remaining Property"), together and separately, satisfy and comply with all applicable laws and requirements or the DDR/DRA II Borrower has obtained a legal opinion to the effect that the DDR/DRA Outparcel and the DDR/DRA Remaining Property are each entitled to be used and occupied as of right without reference to or reliance on the other parcel; and (y) either a legal opinion stating that, or an endorsement to the related title insurance policy insuring that, the DDR/DRA Outparcel has been designated as a separate tax lot independent from the DDR/DRA Remaining Property; (c) all leases demising any part of the DDR/DRA Remaining Property and all operating agreements affecting all or any part of the DDR/DRA Remaining Property or the DDR/DRA Outparcel shall remain unaffected as a result of the release; and (d) the DDR/ DRA II Borrower (x) certifies that the use of the related DDR/DRA Outparcel will not cause a material decrease in the net operating income of the applicable DDR/DRA Property and (y) delivers written confirmation from the Rating Agencies that such release will not result in a downgrade, withdrawal or qualification of the rating then assigned to the Certificates by the Rating Agencies.

    OPERATING ACCOUNTS. No lock box account is initially required to be maintained under any of the DDR/DRA Notes. Instead, each of the DDR/DRA Borrowers has established one or more interest-bearing operating accounts in the name of the Master Servicer (collectively, the "DDR/DRA Operating Accounts") at National City Bank, located in Cleveland, Ohio, or at another bank which is a DDR/DRA Eligible Institution (the "DDR/DRA Depository"). Each DDR/DRA Borrower has directed that all moneys in respect of the DDR/DRA Properties or the DDR/DRA Mortgages and in respect of all rents from any leases and operating agreements and all other operating income and all income or other gains from investment or reinvestment thereof to be directly deposited by the obligor or tenant thereunder or the DDR/DRA Property Manager into the related DDR/DRA Operating Account. A "DDR/DRA Eligible Institution" means a depository institution or trust company, the long-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the long-term unsecured debt obligations of which) have been rated by the Rating Agencies in a rating category of not less than "A+" or "Aa3", as applicable, or the short-term deposits or commercial paper of which are rated in a rating category of not less than "A-1" or "P1", as applicable.

    Prior to the occurrence of a DDR/DRA Primary Event or a DDR/DRA Secondary Event, the DDR/ DRA Borrowers will be the only parties entitled to withdraw any funds from the respective DDR/DRA Operating Account. The Master Servicer will deliver to the DDR/DRA Depository an authorization naming each DDR/DRA Borrower as an authorized signatory under the respective DDR/DRA Operating Account. Pursuant to the DDR/DRA Loan documents, the DDR/DRA Borrowers have granted a security interest in, and have assigned, the DDR/DRA Operating Account to the Trust to secure the obligations under the DDR/DRA Loan documents.

    Upon the occurrence of a DDR/DRA Primary Event or a DDR/DRA Secondary Event, the Master Servicer (or its designated agent) will be the only party entitled to withdraw any funds from the DDR/DRA Operating Account. A "DDR/DRA Primary Event" means the occurrence of one or more of the following: (i) the DDR/DRA Aggregate DSCR for any four consecutive quarters falls below 1.375X (unless such fall in the DDR/DRA Aggregate DSCR is due solely to a DDR/DRA Debt Service Alteration and the related DDR/DRA Borrower has posted a letter of credit in accordance with the terms of related DDR/DRA Loan documents); (ii) the long-term unsecured debt rating of the DDR/DRA Property Manager or of the substitute property manager appointed in accordance with the DDR/DRA Loan documents (such substitute property manager, a "DDR/DRA Qualified Manager") falls to "BB+" or "Ba1"; (iii) if the DDR/

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DRA Qualified Manager's long-term unsecured debt is not assigned a rating of at least "BBB-" or "Baa3" by the Rating Agencies and the Rating Agencies have required that a lock box be established or (iv) if the DDR/DRA Qualified Manager does not have a rating of "BBB-" or "Baa3" or better and the Rating Agencies did not require the establishment of a lock box as a condition to confirming that the employment of the DDR/DRA Qualified Manager would not result in a downgrade, withdrawal or qualification of the ratings then assigned to the Certificates, any notice that the continued employment of such DDR/DRA Qualified Manager without the establishment of a lock box would result in the ratings then assigned to the Certificates being downgraded, withdrawn or qualified by the Rating Agencies. A DDR/DRA Primary Event cannot be cured.

    After the occurrence of a DDR/DRA Primary Event, the Master Servicer will make monthly withdrawals from the DDR/DRA Operating Account equal to the sum of
(i) the monthly installments of interest due under the DDR/DRA Notes and (ii) an amount sufficient to satisfy all other payment obligations of the DDR/DRA Borrowers pursuant to the DDR/DRA Loan documents. The amounts withdrawn by the Master Servicer on each Due Date will be applied to the interest payment then due and payable and, if applicable, applied toward any other payment obligations, including the deposit of such sums in the respective escrow accounts established by the Master Servicer in accordance with the terms of the DDR/DRA Loan documents, including, without limitation, the DDR/DRA Escrow Fund. Provided that no DDR/DRA Secondary Event has occurred, following each such Due Date, the Master Servicer will make available to the DDR/DRA Borrowers any amounts on deposit in the DDR/DRA Operating Account that are in excess of the DDR/DRA Minimum Balance.

    Prior to each such withdrawal the DDR/DRA Borrowers are required to certify to the DDR/DRA Depository and the Master Servicer that as of the date of withdrawal: (i) all payments then due to its creditors and all operating expenses (as defined in the DDR/DRA Loan documents) then due have been paid in full, or are no more than 60 days delinquent; and (ii) the DDR/DRA Borrowers will use the amounts withdrawn first to pay such past due amounts to its creditors and then for operating expenses.

    Upon the occurrence of a DDR/DRA Secondary Event, the DDR/DRA Borrowers will not be entitled to any moneys deposited into the DDR/DRA Operating Account and the Master Servicer will be entitled to all such moneys and may apply such moneys to the payment of the obligations under the DDR/DRA Notes and the other DDR/DRA Loan documents in the order and priority required or permitted by the DDR/DRA Notes, the other DDR/DRA Loan documents and applicable law. A "DDR/DRA Secondary Event" means (i) the occurrence of an event of default under any of the DDR/DRA Loan documents, if the Master Servicer so elects after the occurrence thereof (prior to the Master Servicer making such election, any such event will constitute a DDR/DRA Primary Event), (ii) the DDR/DRA Borrower fails at any time to maintain the DDR/DRA Minimum Balance in the DDR/DRA Operating Account or (iii) the acceleration of the obligations under the DDR/DRA Loan documents.

    RESERVES. The DDR/DRA Borrowers are required at all times to maintain a minimum balance in the Operating Account equal to $2,747,205.42 (subject to the adjustments discussed below, the "DDR/DRA Minimum Balance"), which is equal to the sum of (i) one-twelfth of the taxes on the DDR/DRA Properties payable, or reasonably estimated by the Master Servicer to be payable, during the next twelve months (the "DDR/DRA Monthly Tax Escrow"), (ii) one-twelfth of the insurance premiums due for the renewal of the coverage afforded by the policies on the DDR/DRA Properties (the "DDR/DRA Monthly Insurance Escrow") and (iii) one regularly scheduled payment of interest due under the DDR/DRA Notes. The DDR/DRA Minimum Balance will be adjusted by the Master Servicer from time to time based upon increases or decreases in taxes and insurance premiums as determined by the Master Servicer in its reasonable discretion.

    Upon the occurrence of a DDR/DRA Primary Event (upon which the DDR/DRA Borrowers will no longer have access to the DDR/DRA Operating Account), the DDR/DRA Borrowers will be required to deposit with the Master Servicer, and to make monthly deposits of, with respect to each DDR/DRA

Property, the DDR/DRA Monthly Insurance Escrow and the DDR/DRA Monthly Tax Escrow (with respect to each DDR/DRA Property, a "DDR/DRA Escrow Fund") to be held by the Master Servicer in an interest bearing account (the "DDR/DRA Taxes and Insurance Reserve Account") to be applied by the Master Servicer to the payment of taxes and insurance premiums required to be made by the DDR/DRA Loan documents with respect to each DDR/DRA Property. If the DDR/DRA Escrow Fund for any DDR/ DRA Property is not sufficient to pay the taxes and insurance premiums for such property, the related DDR/DRA Borrower is required promptly to pay to the Master Servicer an amount sufficient to make up the deficiency.

    In addition, the DDR/DRA Borrowers have deposited with the Master Servicer an amount equal to $425,495, to be held in escrow as additional security for their obligations under the DDR/DRA Loan documents in connection with certain leases under which required rental payments have not yet commenced. See "--Security" above.

    TRANSFER OF PROPERTIES AND INTEREST IN BORROWER. The DDR/DRA Loan generally prohibits, without the consent of the Master Servicer, the transfer of the DDR/DRA Properties, except as described in the following paragraphs under this heading and above under "Prepayment," "Release in Exchange for Substitute Collateral," and "--Other Releases." Other transfers prohibited under the DDR/DRA Loan documents include, but are not limited to: (a) for the DDR/DRA I Managing Member, the DDR/DRA II Managing Member, the DDR/DRA III General Partner, or any other member of any of the DDR/DRA I Borrower or the DDR/DRA II Borrower that is a corporation, the voluntary or involuntary sale, conveyance, transfer or pledge of such corporation's stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the issuance of new stock which would cause more than 10% of such corporation's stock to be vested in a party or parties who were not stockholders at origination of the DDR/DRA Loan; (b) for the DDR/DRA III Borrower, or any member of the DDR/DRA I Borrower or the DDR/DRA II Borrower that is a limited or general partnership or joint venture, the change, removal or resignation of a general partner or managing partner, or the transfer or pledge of the partnership interest of any general partner or managing partner or any profits or proceeds relating to such partnership interest or the transfer of more than 49% in the aggregate of any limited partnership interests in such DDR/DRA Borrower whether in one transfer or a series of transfers; and (c) for the DDR/DRA I or the DDR/DRA II Borrower, the change, removal or resignation of a member or managing member or the transfer or pledge of the interest of any member or managing member or any profits or proceeds relating to such interest.

    Notwithstanding the foregoing, none of the following transfers will be considered a prohibited transfer: (i) the transfer by devise or descent or by operation of law upon the death of a partner, member or stockholder of the DDR/DRA Borrower or any general partner or member thereof or (ii) a sale or transfer of a member interest, partnership interest or stock, as the case may be, in a DDR/DRA Borrower, any member or limited partner of a DDR/DRA Borrower or in any entity owning any interest in any of the foregoing if the following conditions, among other things, are met:

        (i) DDRC and its affiliates (other than any of the DDR/DRA Borrowers) (collectively, the "DDR/DRA Entities") and any of DRA, DDR II, DDR III, DDR IV or any other entity managed and advised by DRA Advisors, Inc. (collectively, the "DRA Entities") together, in any combination, maintain at least a 51% membership or partnership interest, as the case may be, in the related DDR/ DRA Borrower;

        (ii) after any such transfer, a DDR/DRA Entity or a DRA Entity, which will be a single purpose, bankruptcy remote corporation, will be the managing member or general partner, as the case may be, of the related DDR/DRA Borrower; and

       (iii) for a transfer that results in either: (A) a new managing member or general partner of a DDR/DRA Borrower or of any managing member or general partner of a DDR/DRA Borrower or (B) an entity owning, for the first time, more than a 49% interest in a DDR/DRA Borrower, any managing member or general partner of a DDR/DRA Borrower, or any managing member or general partner of any DDR/DRA Borrower's managing members or general partners (collectively, the "SPE Entities"), the DDR/DRA Borrower or any such transferee obtains and delivers to the Master Servicer (1) written confirmation from the Rating Agencies that such transfer will not result in the withdrawal, qualification or downgrade of the ratings then assigned to the Certificates and (2) an opinion of counsel rendered by an independent law firm satisfactory to the Rating Agencies, that if such transferee is the subject of a bankruptcy case, a bankruptcy court would not substantively consolidate the assets and liabilities of the affected SPE Entity or SPE Entities.

    The organizational documents of each DDR/DRA Borrower provide that (i) any time after November 1999, (ii) in the event the DDR/DRA Property Manager's (as defined below) right to perform under the respective DDR/DRA Management Agreement (defined below) is terminated for any reason, or (iii) if a member or partner of such DDR/DRA Borrower fails to make its capital contribution as and when required under the respective organizational documents of such DDR/DRA Borrower, any member or partner of such DDR/DRA Borrower (other than a withdrawing member or partner, or the member or partner who has failed to make such capital contribution) or in the case of (ii), the member or partner who caused the termination of such DDR/DRA Management Agreement, may elect to purchase the rights and interests of any other member or partner in the DDR/DRA Borrower for a price specified in the respective organizational documents of such DDR/DRA Borrower. The member or partner from whom such member or partner makes such offer may either accept such offer or elect to purchase the entire membership or partnership interest of such offering member or partner. In addition, the organizational documents of each DDR/DRA Borrower provide, subject only to compliance by DDRC with certain provisions of the Code related to REITs, each DRA Entity, at any time after November 1998, by written notice given to DDRC to convert all or a portion of its respective partnership or membership interests in the respective DDR/DRA Borrower into common shares of DDRC, subject to DDRC's right to substitute cash. Upon such conversion, DDRC shall succeed to the portion of the DRA Entity's membership or partnership interests in the respective DDR/DRA Borrower.

    Under the DDR/DRA Loan documents, the DDR/DRA Borrowers may transfer legal title to the DDR/DRA Property to a single Permitted Transferee, provided that, among other things, the following conditions are met: (i) the Permitted Transferee assumes in writing all of the obligations under the related DDR/DRA Mortgage Loan documents (provided, however, if the Permitted Transferee meets the requirements of part (ii)(B) below, it will not be required to assume the obligations with respect to its status as a single purpose entity); (ii) the Permitted Transferee (A) has been formed exclusively and solely for the purpose of owning and operating the related DDR/DRA Property or (B) has a long term unsecured debt rating from the Rating Agencies which is the same as the then current rating on the highest rated Certificates; and (iii) the Master Servicer receives written confirmation from the Rating Agencies that the transfers and assumption by the Permitted Transferee will not result in the downgrading, withdrawal or qualification of the ratings then assigned to the Certificates.

    "Permitted Transferee" means (y) a newly formed corporation, limited partnership or limited liability company that meets the requirements set forth in the DDR/DRA Loan documents for single purpose entities or (z) an entity that meets the requirements set forth in (ii)(B) in the preceding paragraph, and in the case of (y) the entity controlling such entity, directly or indirectly, and in the case of (z) such entity, have, exclusive of the DDR/DRA Property, a net worth of at least $125,000,000, and aggregate total assets of at least $300,000,000.

    PERMITTED INDEBTEDNESS. Each DDR/DRA Borrower is precluded from incurring any other indebtedness, without the consent of the Master Servicer, except for indebtedness which: (a) does not, in the aggregate, exceed five percent of the DDR/DRA Allocated Loan Amount applicable to the DDR/DRA Property; (b) is not secured by the DDR/DRA Property; and (c) is either (i) payable by the DDR/DRA Borrower in respect of the operation of the DDR/DRA Property within 60 days of the date such obligations were incurred; or (ii) payable or reimbursable to any tenant on account of work performed at the DDR/DRA Property by such tenant or for costs incurred by such tenant in connection with its occupancy of space in the DDR/DRA Property.

    In addition, each DDR/DRA Borrower may, without the consent of the Master Servicer, incur such indebtedness, not secured by the DDR/DRA Property, as may be incurred to its members or partners, as applicable, pursuant to its limited liability company agreement or limited partnership agreement, as applicable, subject to the terms and provisions of a subordination agreement with respect to such debt. The operating agreements and limited partnership agreement for the respective DDR/DRA Borrowers provide that (i) payments made by members or partners in response to capital calls shall be treated as loans to the DDR/DRA Borrowers, (ii) payments made to the DDR/DRA Borrowers by members or partners on behalf of a member or partner that has defaulted in its obligation to make a capital contribution in response to a capital call, shall each be treated as a loan from such member or partner to the defaulting member or partner, (iii) an advisory fee of 0.5% of gross income shall be paid to the DRA Entities, and (iv) members or partners which have incurred expense to third parties on behalf of the DDR/DRA Borrowers shall be reimbursed by the respective DDR/DRA Borrowers. The subordination agreements executed by the DDR/DRA Borrowers and each member and partner thereof provide that all of the items described in (i), (ii), (iii), and (iv) (the "DDR/DRA Subordinate Debt") above are subordinate in all respects to the DDR/DRA Loan, and provide further, among other things, that, (a) no member or partner is permitted to declare a default under, accelerate, or take any enforcement action with respect to the DDR/DRA Subordinate Debt, (b) no member or partner shall accept any collateral or take a security interest in any collateral with respect to such DDR/DRA Subordinate Debt, (c) no member or partner shall institute or acquiesce in any bankruptcy proceeding against the DDR/DRA Borrowers or the other members or partners thereof, and (d) no member or partner will accept payments on account of the DDR/ DRA Subordinate Debt except out of excess cash flow after payment of debt service, operating expenses and funding of required reserves, and, after an event of default, no member or partner shall accept any payments on account of the DDR/DRA Subordinate Debt. See "Risk Factors--The Mortgage Loans-- Other Financing" herein.

    INSURANCE. The DDR/DRA Borrowers are required to maintain (a) comprehensive "all risk" insurance on the improvements and personal property associated with the DDR/DRA Properties in an amount equal to not less than the full insurable value of the applicable property, (b) flood insurance with respect to any part of the DDR/DRA Properties that is located within a federally designated flood hazard zone (the Carillon Place Property is located in a flood hazard zone; portions of the DDR/DRA Properties known as New Hope Commons and Town Center Prado lie within flood hazard zones but no improvements lie within those zones) and earthquake insurance with respect to any part of the DDR/DRA Properties that is located in an area with a high degree of seismic activity, (c) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about any part of the DDR/DRA Properties, (d) business income insurance, providing coverage for the period until such income either returns to the same level it was at prior to the loss, or the expiration of 24-months from the date that the property is repaired or replaced and operations are resumed, whichever first occurs, (e) at all times during which structural constructions, repairs or alterations are being made with respect to the improvements, and only if the property coverage form does not otherwise apply, (i) the owner's contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the general liability insurance policy and (ii) comprehensive "all risk" insurance written in a "builder's risk completed value" form, (f) statutory workers compensation insurance, (g) comprehensive boiler and machinery insurance, (h) umbrella liability insurance, (i) motor vehicle liability coverage for all owned and non-owned vehicles and (j) such other insurance as is requested by the Master Servicer provided such insurance is of the kind from time to time commonly insured against for property similar to the property located in or around the region in which the property is located.

    Any such insurance may be under a blanket policy so long as the portion of the total policy that is allocated to each of the DDR/DRA Properties is not less than the required amount of such insurance. The DDR/DRA Loan requires the DDR/DRA Borrowers to obtain the insurance described in the previous paragraph from insurers that are approved in writing by the Master Servicer or which have (or a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with carriers having) a claims-paying ability rating of not less than "AA" or "Aa", as applicable, by the Rating Agencies. Property insurance in an amount of $879,617,569 (subject to a $25,000 deductible) is being provided by Federal Insurance Co., which has a claims paying ability rating of "AAA" by S&P and a claims paying ability rating of "A++" by Best's. General liability insurance in an amount of $2,000,000 for general aggregate, $1,000,000 for personal injury and $1,000,000 for fire damage is being provided by Fireman's Fund, which has a claims paying ability rating of "Aq" by S&P and a rating of "A" by Best's, and additional liability insurance is provided in an amount of $30,000,000 in excess thereof is being provided by Federal Insurance Co.

    The DDR/DRA Borrower maintains earthquake insurance for the DDR/DRA Property known as Carmel Mountain Plaza Property, which is located in California in a total amount of $20,000,000. The first $5,000,000 of insurance (subject to a deductible of 5% of value at risk) is provided by Glencoe Insurance, which has a claims paying ability rating of "AAA" by S&P and a rating of "A++" by Best's. Additional earthquake insurance in the amount of $15,000,000 is provided: (1) $5,000,000 by Royal Surplus Lines, which has a claims paying ability rating of "A" by S&P and "A-" by Best's, (2) $5,000,000 of the $15,000,000 excess of
$5,000,000 by Pacific Insurance Company, which has a claims paying ability rating of "AAA" by S&P and "A++" by Best's, (3) $2,500,000 jointly by United Fire & Casualty Company, which has a claims paying ability rating of "A" by S&P and "A" by Best's, and Western Reinsurance, which is not rated by S&P and is rated "A" by Best's, and (4) $2,500,000 of the jointly by Lloyds of London, which is not rated by S&P and is not rated by Best's, and Western Reinsurance, which is not rated by S&P and is rated "A" by Best's.

    The DDR/DRA Property known as the Carrillon Place Property is located in a flood hazard zone. The DDR/DRA I Borrower maintains flood insurance for the Carrillon Place Property in the amount of $15,000,000 (subject to a $25,000 deductible), provided by Royal Surplus Lines, which has a claims paying ability rating of "A" by S&P and "A-" by Best's.

    CONDEMNATION AND CASUALTY. If any of the DDR/DRA Properties are damaged or destroyed, in whole or in part, by fire or other casualty, the respective DDR/DRA Borrower is required under the related DDR/DRA Loan documents to promptly commence the repair and restoration of the affected DDR/DRA Property to as nearly as possible to the condition that such property was in immediately prior to such fire or other casualty, with such alterations as may be approved by the Master Servicer (the "DDR/DRA Restoration") and otherwise in accordance with the provisions set forth below. The related DDR/DRA Borrower will pay all costs of such DDR/DRA Restoration whether or not such costs are covered by the insurance.

    The Master Servicer is obligated to make casualty insurance or condemnation proceeds available for the DDR/DRA Restoration of the DDR/DRA Properties if the following conditions, among others, are met: (i) (a) in the case of insurance proceeds, less than 50% of the total floor area of the improvements on the property has been damaged, destroyed or rendered unusable as a result of such fire or other casualty and (b) in the case of condemnation proceeds, less than 25% of the land constituting the property is taken; (ii) leases in effect as of the date of the occurrence of such fire, other casualty or condemnation, demising rentable space of 50% or more in the case of fire or other casualty and 10% or more in the case of condemnation, shall remain in full force and effect during the DDR/DRA Restoration and shall not terminate as a direct result of the fire, other casualty or the DDR/DRA Restoration; (iii) no operating agreement is terminated as a result of such casualty or taking; (iv) the Master Servicer is reasonably satisfied that any operating deficits, including all scheduled payments under the DDR/DRA Notes, with respect to the property will be covered out of (a) net proceeds of insurance or condemnation, (b) the business income insurance coverage on the property or (c) by other funds of the DDR/DRA Borrowers; and (iv) the DDR/DRA Restoration is capable of being completed on the earliest to occur of: (a) six-months prior to the DDR/DRA Maturity Date, (b) the earliest date required for such completion under the terms of any operating agreement, (c) such time as may be required under applicable zoning law, ordinance, rule or regulation in order to repair and restore the property and
(d) the expiration of business income insurance.

    The related DDR/DRA Borrower is required to deposit with the Master Servicer cash or cash equivalents in an amount equal to the deficiency in the net insurance or condemnation proceeds to pay the total costs which are estimated by an independent architect to be incurred in connection with the completion of the DDR/DRA Restoration before any further disbursement of the net proceeds is made. The amount deposited with the Master Servicer will be held by the Master Servicer and disbursed for costs actually incurred in connection with the DDR/DRA Restoration on the same conditions applicable to the disbursement of the net proceeds, and until so disbursed will constitute additional security for the obligations.

    To the extent that the proceeds of any casualty or condemnation are not required to be made available for the DDR/DRA Restoration, the Master Servicer may apply the proceeds to the payment of the DDR/ DRA Loan and the other obligations under the DDR/DRA Loan documents. See "Prepayment" above.

    FINANCIAL REPORTING. Each DDR/DRA Borrower is required to keep and maintain accurate books and records on a calendar year basis in accordance with GAAP. Each DDR/DRA Borrower is required to furnish to the Master Servicer, among other things, (a) within 60 days following the end of each fiscal year, a complete copy of its annual financial statements audited by a nationally recognized accounting firm, including a balance sheet, statement of revenues and expenses and operating statements for each DDR/ DRA Property, (b) not later than 30 days after the end of each fiscal quarter unaudited financial statements covering such accounting period, including a balance sheet as of the end of such quarter, a statement of revenues and expenses for such quarter and operating statements for each DDR/DRA Property, (c) not later than 45 days after the end of each calendar quarter, rent rolls for the DDR/DRA Properties and (d) an annual operating budget on a monthly basis.

    THE PROPERTIES. The DDR/DRA Properties consist of 10 retail power centers: the Shoppers World Property is located in Framingham, Massachusetts; the Woodfield Village Green Property is located in Schaumburg, Illinois; the Carmel Mountain Plaza Property is located in San Diego, California; the New Hope Commons Property is located in Durham, North Carolina; the Fairfax Towne Center Property is located in Fairfax, Virginia; the Perimeter Pointe Property is located in Atlanta, Georgia; the Broadway Marketplace Property is located in Denver, Colorado; the Town Center Prado Property is located in Marietta, Georgia; the Independence Commons Property is located in Independence, Missouri; and the Carrillon Place Property is located in Naples, Florida.

    All of the DDR/DRA Properties were developed and owned by Homart Community Centers Inc. prior to their acquisition by the respective DDR/DRA Borrower. The DDR/DRA Properties have GLAs ranging from 253,941 square feet to 786,196 square feet, with an average GLA of 421,794 square feet and an aggregate GLA of 4,217,942 square feet. The DDR/DRA Properties were built and/or renovated between 1993 and 1997. The occupancy rate of the properties as of June 27, 1997 ranged from 83% to 100%, with a weighted average occupancy rate, as of June 27, 1997, of 97%. (The "occupancy rate" disclosed with respect to the DDR/DRA Properties include "occupied" (i) space that is leased but not occupied and (ii) anchor space that is occupied but not owned by the related borrower.) The 1996 NOI of the properties ranged from $1,814,389 to $8,398,537 and aggregated $41,526,524. The appraised values of the properties based on recent appraisals ranged from $28,000,000 to $131,600,000 with an aggregate appraised value of $529,500,000. The five largest tenants (based on annual base rental payments) for the DDR/DRA Properties are TJMaxx/Marshall's, Kmart/Builder's Square, Wal-Mart/Sam's Warehouse, Barnes & Noble, and OfficeMax which contribute 6.7%, 5.6%, 4.6%, 4.6% and 3.8%, of the aggregate base rent, respectively.

    SHOPPERS WORLD. This retail power center is located on approximately 170.7 acres at the intersection of I-90 and Route 9 in the towns of Framingham and Natick, Massachusetts. Framingham, Massachusetts is located approximately 20 miles west of Boston, Massachusetts. The Shoppers World Property contains 786,196 square feet of GLA, and was built in 1951 and redeveloped in 1994 through 1997. As of June 27, 1997, the center was approximately 96% leased.

    The following table sets forth certain data regarding the major tenants at the Shoppers World Property as of June 30, 1997:

                                                                                                                     % OF
                                                                        LEASE         GLA           % OF           IN-PLACE
TENANT                                                               EXPIRATION     (SQ FT)     PROPERTY GLA       BASE RENT
------------------------------------------------------------------  -------------  ---------  -----------------  -------------
Bradlees(1).......................................................         2005      102,555           13.0%             0.9%
General Cinema....................................................         2014       85,000           10.8             17.4
Toys R Us/Kids R Us(1)............................................         2020       63,300            8.1              1.2
Marshall's........................................................         2011       50,081            6.4              7.0
Bobs..............................................................         2011       50,059            6.4              5.9
The Wiz(2)........................................................         2011       50,000            6.4              0.0
Sports Authority..................................................         2015       43,629            5.6              7.1
Linens 'N Things..................................................         2011       40,159            5.1              5.6
Macy's Furniture(1)(3)............................................         2020       40,000            5.1              0.0
TJMaxx............................................................         2010       39,884            5.1              5.2
Sears Homelife....................................................         2004       36,108            4.6              2.5
OfficeMax.........................................................         2011       30,000            3.8              7.1
Barnes & Noble....................................................         2011       29,963            3.8              8.0
Designer Shoe Warehouse...........................................         2007       27,089            3.5              4.1
A.C. Moore........................................................         2007       24,560            3.1              3.2
Mass Port(4)......................................................         2006            0            0.0              2.5
Mikasa............................................................         2005       18,011            2.3              2.9

------------------------

(1) Tenant leases pad from DDR/DRA III Borrower (Monthly rent from Bradlees is $8,333.33 plus maintenance and other related expenses and monthly rent from Toys R Us/Kids R Us is $12,500 plus maintenance and other related expenses); building owned by tenant.

(2) The tenant no longer occupies the space, and has discontinued making payments under its lease. See "Risk Factors--The Mortgage Loans--Risks Associated With Retail Properties" herein.

(3) Tenant does not pay rent; only pays maintenance and other related expenses.

(4) Used for commuter shuttle bus stop and commuter parking.

    Based on an appraisal dated July 11, 1997, the appraised value of the property was $131,600,000.

    There are 4 shopping centers located within a one mile radius from Shoppers World, 2 of which, Natick Mall and Cloverleaf Marketplace, are adjacent to it. Natick Mall was built in 1966 and renovated in 1994, contains more than 1,100,000 square feet of GLA, and has Filene's, Lord & Taylor, Macy's, and Sears as anchor tenants.

    The Shoppers World Property is adjacent to wetlands and may be subject to certain federal and state laws and requirements with respect thereto. See "Risk Factors--The Mortgage Loans--Environmental Law Considerations".

    WOODFIELD VILLAGE GREEN. This retail power center is located on approximately 51.5 acres on the northeast corner of Meacham and Golf Roads, and is adjacent to Interstate 90, Interstate 290 and Highway 53, in Schaumburg, Illinois. Schaumburg, Illinois is located approximately 20 miles west of downtown Chicago, Illinois. The Woodfield Village Green Property contains 508,092 square feet of GLA, and was built in 1994. As of June 27, 1997, the center was approximately 100% leased.

    The following table sets forth certain data regarding the major tenants at the Woodfield Village Green Property as of June 27, 1997:

                                                                                                                     % OF
                                                                        LEASE         GLA           % OF           IN-PLACE
TENANT                                                               EXPIRATION     (SQ FT)     PROPERTY GLA       BASE RENT
------------------------------------------------------------------  -------------  ---------  -----------------  -------------
Builders Square(1)................................................         2019      110,400           21.7%            20.0%
Service Merchandise(1)............................................         2014       50,000            9.8              4.9
Sports Authority..................................................         2013       42,396            8.3              7.4
Marshall's........................................................         2009       40,000            7.9              6.7
Nordstrom Rack....................................................         2009       40,000            7.9              7.2
Circuit City......................................................         2009       33,008            6.5              6.6
Saks Off 5th......................................................         2011       30,273            6.0              6.4
Borders Books.....................................................         2009       30,000            5.9              5.8
Container Store...................................................         2011       24,969            4.9              6.2
OfficeMax.........................................................         2010       23,500            4.6              4.4
R Strouds.........................................................         2004       15,000            3.0              4.4
Old Navy..........................................................         2000       11,500            2.3              3.7

------------------------

(1) Tenant leases pad from the DDR/DRA I Borrower (Monthly rent from Builders Square is $119,865 plus maintenance and other related expenses and monthly rent from Service Merchandise is $29,166.67 plus maintenance and other related expenses); building owned by tenant.

    Based on an appraisal dated July 11, 1997, the appraised value of the property was $72,300,000, not including an adjacent parcel not included as collateral for this loan with an appraised value of $5,900,000.

    There are 3 shopping centers located within 2.5 miles of the Woodfield Village Green Property, one of which, the Woodfield Mall, is located directly across the street to the Woodfield Village Green. The Woodfield Mall was built in 1971 and renovated in 1995, contains over 2,300,000 square feet of GLA, has J.C. Penney, Lord & Taylor, Marshall Fields, Nordstrom and Sears as anchor tenants, and as of July 15, 1997 was reported to be 96% leased. One Schaumburg Place was built in 1991 and contains over 500,000 square feet of GLA. One Schaumburg Place is a hybrid regional mall and community center, and due in part to this unconventional structure, has failed to find its niche in the trade area. It is currently 15% leased and has been foreclosed upon by its lender. There is also an additional shopping center that is located within a five mile radius from the Woodfield Village Green.

    CARMEL MOUNTAIN PLAZA. This retail power center is located on approximately 41 acres located on Rancho Carmel Drive, approximately 1/4 mile from its interchange with Interstate 15, in San Diego, California, approximately 20 miles northeast from downtown San Diego. The Carmel Mountain Plaza shopping center contains 532,129 square feet of GLA, and was built between 1993 and 1994. As of June 27, 1997, the Carmel Mountain Plaza Property was approximately 100% leased.

    The following table sets forth certain data regarding the major tenants at the Carmel Mountain Plaza Property as of June 27, 1997:

                                                                                                                     % OF
                                                                        LEASE         GLA           % OF           IN-PLACE
TENANT                                                               EXPIRATION     (SQ FT)     PROPERTY GLA       BASE RENT
------------------------------------------------------------------  -------------  ---------  -----------------  -------------
Kmart(1)..........................................................         2018      107,870           20.3%             5.8%
Mervyn's(2).......................................................         2052       80,000           15.0              0.0
Sportmart.........................................................         2018       40,672            7.6              6.5
Pacific Theatres..................................................         2010       34,561            6.5              9.7
Circuit City......................................................         2008       30,973            5.8              6.6
Marshall's........................................................         2009       28,760            5.4              5.8
Ross Dress For Less...............................................         2004       24,000            4.5              4.5
Michael's.........................................................         2004       22,969            4.3              4.7
Blockbuster Music/Video...........................................         1999       20,048            3.8              6.6
Barnes & Noble....................................................         2003       13,916            2.6              4.9

------------------------

(1) Tenant leases pad from DDR/DRA Borrower (Monthly rent from Kmart is $28,333.33 plus maintenance and other related expenses; building owned by tenant.

(2) Tenant-owned store. Tenant does not pay rent; only pays maintenance and other related expenses.

    Based on an appraisal dated July 1, 1997, the appraised value of the property was $65,000,000.

    The Carmel Mountain Plaza Property is the largest of 5 other retail centers located within 2.5 miles of the Carmel Mountain Plaza Property.

    NEW HOPE COMMONS. This retail power center is located on approximately 39.5 acres at the intersection of US 15-501 and Interstate 40 in Durham, North Carolina, located in the Research Triangle Area of North Carolina, which includes the cities of Durham, Raleigh, and Chapel Hill. New Hope Commons is approximately 4 miles northeast of Duke University. The center contains 466,916 square feet of GLA, and was built in 1995. The New Hope Commons Property currently requires repairs which are under warranty from a third party contractor who is responsible for making such repairs.

    There have been problems at New Hope Commons concerning the collapse of a retaining wall. A $1,000,000 reserve has been provided as security for the repair of the retaining wall pursuant to the terms of a Completion/Repair and Security Agreement. As of June 27, 1997, the center was approximately 98% leased.

    A Phase II site assessment was conducted with respect to the New Hope Commons Property, but there was no indication of the presence of contamination. See "Risk Factors--The Mortgage Loans-- Environmental Law Considerations".

    The following table sets forth certain data regarding the major tenants at the New Hope Commons Property as of June 27, 1997:

                                                                                                                     % OF
                                                                        LEASE         GLA           % OF           IN-PLACE
TENANT                                                               EXPIRATION     (SQ FT)     PROPERTY GLA       BASE RENT
------------------------------------------------------------------  -------------  ---------  -----------------  -------------
Wal-Mart..........................................................         2015      149,929           32.1%            28.1%
Uptons(1).........................................................          N/A       58,845           12.6              0.0
Best Buy..........................................................         2011       45,000            9.6             13.0
Linens 'N Things..................................................         2011       31,999            6.9              7.6
Marshall's........................................................         2011       30,090            6.5              6.3
Barnes & Noble....................................................         2011       25,200            5.4              8.5
OfficeMax.........................................................         2010       23,248            5.0              5.6
Michaels..........................................................         2005       19,064            4.0              4.0
Old Navy..........................................................         2000       17,512            3.8              4.9
Zany Brainy.......................................................         2006       13,010            2.8              4.7

------------------------

(1) Tenant-owned store. Tenant does not pay rent; only pays maintenance and other related expenses.

    Based on an appraisal dated July 11, 1997, the appraised value of the property was $43,500,000.

    There are 3 shopping centers located within 8 miles of New Hope Commons. One of these shopping malls, the South Square Mall, was built in 1975 and renovated in 1985, contains more than 700,000 square feet of GLA, and has Belk-Legget, Dillard's and J.C. Penney as anchor tenants. There is an additional shopping center that is located within 5 miles of New Hope Commons, three others that are within ten miles, and one that is just beyond ten miles of New Hope Commons.

    FAIRFAX TOWNE CENTER.  This retail power center is located on approximately
22.8 acres on the southwest quadrant of West Ox Road and Route 50 (Lee Jackson Memorial Highway) in Fairfax, Virginia. The Fairfax Towne Center Property contains 253,941 square feet of GLA, and was built in 1994. As of June 27, 1997, the center was approximately 100% leased. Based on an appraisal dated July 6, 1997, the appraised value of the property was $36,100,000.

    The following table sets forth certain data regarding the major tenants at the Fairfax Towne Center Property as of June 30, 1997:

                                                                                                                     % OF
                                                                        LEASE         GLA           % OF           IN-PLACE
TENANT                                                               EXPIRATION     (SQ FT)     PROPERTY GLA       BASE RENT
------------------------------------------------------------------  -------------  ---------  -----------------  -------------
Safeway Stores....................................................         2019       61,322           24.1%            17.8%
United Artists....................................................         2014       47,230           18.6             18.1
Bed Bath & Beyond.................................................         2010       39,669           15.6             13.9
TJMaxx............................................................         2004       37,246           14.7              7.5
Tower Records.....................................................         2009       23,000            9.1             13.1
Zany Brainy.......................................................         2005       15,344            6.0              8.0

    There are 5 shopping centers located within 2.5 miles of the Fairfax Towne Center Property. One of these shopping centers, the Fair Oaks Mall, is located directly across from the Fairfax Towne Center Property and contains approximately 1.4 million square feet of GLA, and has Sears, Woodward & Lothrop, and Hecht's as anchor tenants. The Fair Lakes Center, which is located 1.5 miles to the west of the Fairfax Towne Center, was built in 1993 and contains over 800,000 square feet of GLA, has Food Lion, Wal-Mart, BJ's Wholesale Club, Hechingers, Best Buy, Toys R Us, Kids Warehouse, Uptons, and Petsmart as anchor tenants, and as of July 27, 1997 was 100% leased.

    TOWN CENTER PRADO.  This retail power center is located on approximately
39.8 acres at the northwest corner of Barrett Parkway and Bells Ferry Road in Marietta, Georgia. Marietta, Georgia is located approximately 20 miles northwest from Atlanta, Georgia. The Town Center Prado Property contains 270,440 square feet of GLA, and was built in 1994. Substantial expansions were made in 1997. As of June 27, 1997, the center was approximately 95% leased.

    The following table sets forth certain data regarding the major tenants at the Town Center Prado Property as of June 27, 1997:

                                                                                                                  % OF
                                                                        LEASE         GLA          % OF         IN-PLACE
TENANT                                                               EXPIRATION     (SQ FT)    PROPERTY GLA     BASE RENT
------------------------------------------------------------------  -------------  ---------  ---------------  -----------
Publix............................................................         2015       56,146          20.8%          12.9%
Home Place........................................................         2011       53,000          19.6           14.9
SportsLife........................................................         2011       40,000          14.8           14.2
Stein Mart........................................................         2007       36,538          11.6            6.0
Barnes & Noble....................................................         2011       19,978           6.4            7.2
Sport Shoe........................................................         2005       15,000           4.8            6.1
Coomers Craft.....................................................         2006       14,500           4.6            3.4
Zany Brainy.......................................................         2006       13,500           4.3            5.7

    Based on an appraisal dated July 3, 1997, the appraised value of the property was $33,000,000.

    There are 8 shopping centers all located within 1.5 miles from the Town Center Prado Property. One of these shopping centers, known as the Town Center Mall, was built in 1986 and renovated in 1992, contains more than 1,200,000 square feet of GLA, has Macy's, Parisian, Rich's and Sears as anchor tenants, and as of July 3, 1997 was 97% leased. Another of these shopping centers, known as Cobb Place Center, was built in 1986 and contains over 300,000 square feet of GLA, has AMC Theaters, Service Merchandise, Uptons and Bed, Bath & Beyond as anchor tenants, and as of July 3, 1997 was 85% leased.

    The Town Center Prado Property is adjacent to wetlands and may be subject to certain Federal and state laws and requirements with respect thereto. regulations. Additionally, a Phase II site assessment was conducted with respect to the Town Center Prado Property, but there was no indication of the presence of contamination. See "Risk Factors--The Mortgage Loans--Environmental Law Considerations."

    PERIMETER POINTE. This retail power center is located on approximately 31.2 acres located at the corner of Mount Vernon Highway and Perimeter Center West Parkway, the area's retail thoroughfare, in Atlanta, Fulton County, Georgia. The center contains 353,652 square feet of GLA, and was built between 1995 and 1996. As of June 27, 1997, the center was approximately 83% leased.

    The following table sets forth certain data regarding the major tenants at the Perimeter Pointe Property as of June 27, 1997:

                                                                                                               % OF
                                                                      LEASE        GLA          % OF         IN-PLACE
TENANT                                                              EXPIRATION   (SQ FT)    PROPERTY GLA     BASE RENT
------------------------------------------------------------------  ----------  ---------  ---------------  -----------
Homeplace Stores, Inc.............................................     2011        54,448          15.4%          19.7%
Babies R Us.......................................................     2007        36,900          10.4            8.3
United Artists Theatre............................................     2015        35,390          10.0           13.7
Stein Mart........................................................     2010        35,000           9.9            6.3
Goody's Family Clothing(1)........................................     2007        30,000           8.5            5.9
St. Joseph's Hospital.............................................     2006        22,580           6.4           13.0
Michael's.........................................................     2010        18,122           5.1            5.9

------------------------

(1) Goody's Family Clothing has requested consent to the assignment of its lease to Office Depot. Goody's Family Clothing currently occupies the space covered by its lease and is currently paying rent.

    Based on an appraisal dated July 13, 1997, the appraised value of the property was $47,500,000.

    The primary competitors of the Perimeter Pointe Property are 5 other shopping centers located within a one mile radius from the Perimeter Pointe Property, 2 of which are also located on the Perimeter Center West Parkway. One such shopping center, the Perimeter Mall was built in 1971 and renovated in 1991 and 1997, contains over 450,000 square feet of GLA, has Rich's, J.C. Penney, Macy's and Nordstrom's (under construction) as its anchor tenants, and as of July 10, 1997 was 94% leased.

    BROADWAY MARKETPLACE.  This retail power center is located on approximately
38.6 acres located off I-25 at the southwest corner of Alameda Avenue and South Broadway Street in the southwest quadrant of Denver, Colorado. The Broadway Marketplace shopping center contains 382,576 square feet of GLA and was built between 1993 and 1995. As of June 27, 1997 the Broadway Marketplace Property was approximately 100% leased.

    The following table sets forth certain data regarding the major tenants at the Broadway Marketplace Property as of June 27, 1997:

                                                                                                                  % OF
                                                                        LEASE         GLA          % OF         IN-PLACE
TENANT                                                               EXPIRATION     (SQ FT)    PROPERTY GLA     BASE RENT
------------------------------------------------------------------  -------------  ---------  ---------------  -----------
Wal-Mart/Sam's Club...............................................         2018      114,057          29.8%          30.5%
Kmart.............................................................         2019      107,806          28.2           28.4
Albertson's.......................................................         2019       50,645          13.2           11.2
OfficeMax.........................................................         2010       23,500           6.1            6.9
Pep Boys(1).......................................................         2014       22,356           5.8            4.0

------------------------

(1) Tenant leases pad from DDR/DRA borrower (Monthly rent from Pep Boys is $143,302 plus maintenance and other related expenses); bulding owned by tenant.

    Based on an appraisal dated July 9, 1997 the appraised value of the property was $34,500,000.

    The 16th Street Mall is located within 2.5 miles of the Broadway Marketplace Property. The 16th Street Mall was built in 1982 and contains over 1,000,000 square feet of GLA and has TJMaxx, Media Play, Walgreens and Office Depot as anchor tenants. In addition, there are 3 additional shopping centers located within 5 miles from the Broadway Marketplace, with one, the Cinderella City Mall, built in 1968 and renovated in 1984, containing over 1,250,000 square feet of GLA, with JC Penney, Joslins, May D&F, and Montgomery Ward as anchor tenants.

    INDEPENDENCE COMMONS.  This retail power center is located on approximately
39.6 acres at the northeast corner of 39th Street and Arrowhead Drive in Independence, Missouri, less than a mile from the intersection of I-70 and I470/Rt. 291, which are two major roadways providing easy access to all major points in the Kansas City area. Independence, Missouri is located approximately five miles from Kansas City, Missouri. The area immediately surrounding and directly influencing the subject property contains a mixture of retail, office and residential land uses. The Independence Commons Property contains 382,162 square feet of GLA, and was built in 1996. As of June 27, 1997, the Independence Commons shopping center was approximately 97% leased.

    The following table sets forth certain data regarding the major tenants at the Independence Commons Property as of June 27, 1997:

                                                                                                                  % OF
                                                                        LEASE         GLA          % OF         IN-PLACE
TENANT                                                               EXPIRATION     (SQ FT)    PROPERTY GLA     BASE RENT
------------------------------------------------------------------  -------------  ---------  ---------------  -----------
Kohl's Department.................................................         2016       80,684          21.1%          15.2%
American Multi-Cinema.............................................         2015       63,800          16.7           24.8
Rhodes Furniture..................................................         2016       50,640          13.3           11.7
Bed Bath & Beyond.................................................         2012       40,000          10.3           10.4
Marshall's........................................................         2012       30,439           7.8            6.8
Barnes & Noble....................................................         2011       30,000           7.7           11.4
Coomers Craft.....................................................         2011       15,003           3.9            3.6
Nills Bros. Sports................................................         2006       12,033           3.1            3.8

    Based on an appraisal dated July 2, 1997, the appraised value of the property was $38,000,000.

    There are 7 shopping centers located within 3.5 miles from the Independence Commons Property, one of which, the Crossroads of Independence Shopping Center, was built in 1996, contains 408,000 square feet of GLA, is located 0.25 miles from the Independence Commons Property on the other side of Route 291 on 39th Street, has Wal-Mart, Home Quarters warehouse store, and Petsmart as anchor tenants, and as of June 30, 1997 was 100% leased. The Independence Center, a regional mall that is not considered direct competition for the Independence Commons Property because of its different tenant mix, is located 0.25 miles from the Independence Commons shopping center and was built in 1974 and renovated in 1988, contains over 850,000 square feet of GLA, has Dillard's, The Jones Store, and Sears as anchor tenants, and as of July 21, 1997 was 90% leased.

    CARILLON PLACE. This retail power center is located on approximately 29.2 acres at the southeast corner of Airport-Pulling Road and Pine Ridge Road, in Naples, Florida. The center contains 281,838 square feet of GLA, and was built in 1994. As of June 27, 1997, the center was approximately 96% leased.

    The following table sets forth certain data regarding the major tenants at the Carillon Place Property as of June 27, 1997:

                                                                                                                   % OF
                                                                        LEASE         GLA          % OF          IN-PLACE
TENANT                                                               EXPIRATION     (SQ FT)    PROPERTY GLA      BASE RENT
------------------------------------------------------------------  -------------  ---------  ---------------  -------------
Winn-Dixie........................................................         2014       50,540          17.9%           14.7%
Service Merchandise...............................................         2015       50,061          17.8            15.9
TJMaxx(1).........................................................         2009       32,900          11.7            10.9
Ross Dress For Less...............................................         2005       25,500           9.1             9.0
OfficeMax.........................................................         2010       23,500           8.3             8.7
Circuit City......................................................         2015       21,285           7.6             8.0

------------------------

(1) Includes 6,650 square feet of expansion space representing $72,219 in annualized base rent; lease is signed and expected to commence by November, 1997.

    Based on an appraisal dated July 14, 1997, the appraised value of the property was $28,000,000.

    There are 2 shopping centers located within 2.5 miles of the Carillon Place Property. The Pine Ridge Crossing shopping center is located directly across the street from the Carillon Place shopping center. The Pine Ridge Crossing shopping center was built in 1994 and contains 280,000 square feet of GLA, has Publix, Beall's and Target as anchor tenants, and as of August 1, 1997 was 99% leased. The Naples Shopping Center, which was built in 1962 and renovated in 1989, contains over 200,000 square feet of GLA, with Publix, Marshall's, Linens 'N Things, Walgreen's and Office Depot as anchor tenants, and as of August 1, 1997 was 92% leased.

    PROPERTY MANAGEMENT. DDRC is the property manager for the DDR/DRA Properties (in such capacity, the "DDR/DRA Property Manager". Each of the DDR/DRA Borrowers is 50% owned by a wholly owned affiliate of DDRC. All management activities with respect to the DDR/DRA Properties are performed by employees who are also engaged in the management activities relating to other properties that are owned by DDRC. DDRC has retained a third party to provide property maintenance services at the Carmel Mountain Plaza Property.

    The DDR/DRA Properties are managed by DDRC pursuant to three separate property management agreements (each, a "DDR/DRA Management Agreement" and collectively, the "DDR/DRA Management Agreements"). Pursuant to each agreement, DDRC is responsible for the management of the DDR/ DRA Properties and the administration of the leases with respect thereto. Under the DDR/DRA Management Agreements, DDRC is entitled to (a) an annual management fee equal to 3.5% of gross receipts of the DDR/DRA Properties, payable monthly, (b) all third party costs advanced by DDRC for the respective DDR/DRA Borrower pursuant to such agreement, (c) a leasing fee equal to 5% of the net base rent earned on the lease over its term (not to exceed $3.00/square foot) for new leases entered into with new tenants, (d) a modification fee of 3% of the net base rent earned on the lease over its term (not to exceed $1.80/square foot) for extensions, expansions or renewals of an existing lease and (e) for temporary kiosks or concessionaires having a term of not more than four weeks and aimed at either promotions or special holidays, 50% of the rent for such kiosk or concessionaire.

    Each DDR/DRA Management Agreement provides that DDRC will manage the properties until terminated with or without cause by the election of any DRA Entity, the related DDR/DRA Borrower or DDRC. If DDRC is terminated for cause, DDRC will receive a full explanation of the reasons for the termination and shall have 30 days to cure the problem that was the basis for the termination. If such problem is cured the DDR/DRA Management Agreement will not terminate. The DDR/DRA Management Agreements will terminate, but only with respect to a specific property and not with respect to all DDR/DRA Properties, upon the date of any of any damage or destruction of such property which, in the reasonable opinion of the respective DDR/DRA Borrower or the DDR/DRA Property Manager, materially affects the operation of any DDR/DRA Property for its intended purpose and such property ceases so to be operated. The DDR/DRA Management Agreement will also terminate upon the taking of any DDR/ DRA Property or any portion thereof by condemnation which, in the reasonable opinion of either party, materially affects the operation of the DDR/DRA Property for its intended purpose and such property ceases so to be operated.

    In addition, pursuant to three separate agreements, each among the lender, a DDR/DRA Borrower and DDRC (the "Manager's Subordination"), the Master Servicer will have the right to terminate the DDR/DRA Management Agreement and cause a new property manager to be engaged upon the occurrence of any of the following events: (1) DDRC becomes insolvent or (2) an event of default occurs under the DDR/DRA Loan documents.

    Pursuant to each of the Manager's Subordinations, DDRC has also agreed that all fees and all other amounts payable to DDRC pursuant to the DDR/DRA Management Agreements are and will be, in all respects, subordinate and inferior to the liens and security interests created by the DDR/DRA Loan.

THE COURTYARD LOAN AND PROPERTIES

    THE LOAN. The Courtyard Loan has a principal balance as of the Cut-Off Date of $321,577,850. The Courtyard Loan is secured by Mortgages (the "Courtyard Mortgages") encumbering the Courtyard Borrower's fee and leasehold interests in 50 hotels (the "Courtyard Properties") located in 16 states. The Courtyard Mortgages are cross-collateralized and cross-defaulted. The Courtyard Loan is evidenced by a mortgage note given by the Courtyard Borrower in favor of LB Holdings (the "Courtyard Mortgage Note").

    THE BORROWER. Courtyard by Marriott Limited Partnership (the "Courtyard Borrower") is a Delaware limited partnership. The Courtyard loan documents limit the activities of the Courtyard Borrower to owning and operating the Courtyard Properties. The general partner of the Courtyard Borrower is CBM One Corporation (the "Courtyard GP"), a Delaware corporation whose corporate authority is limited to acting as the general partner of the Courtyard Borrower. The Courtyard GP is a wholly-owned subsidiary of Host Marriott Corporation, a Delaware corporation whose common stock is traded on the NYSE under the listing symbol "HMT". The Courtyard GP owns a 1.3% limited partnership interest in the Courtyard Borrower in addition to its 5% general partnership interest. The Courtyard Borrower has approximately 1,200 other limited partners.

    SECURITY. The Courtyard Loan is a non-recourse loan, secured by 50 limited service hotels operated under the "Courtyard by Marriott" name and certain related collateral (including an assignment of leases and rents and funds in certain accounts). Seventeen of the Courtyard Properties are owned in fee simple by the Courtyard Borrower and 31 of such properties are located on land that the Courtyard Borrower leases from affiliates of Marriott International, Inc. ("MII"), a Delaware corporation whose common stock is traded on the NYSE under the listing symbol "MAR". One of the Courtyard Properties is located on land that the Courtyard Borrower leases from a third party, and 1 is partly owned in fee by the Courtyard Borrower and is partly leased from a third party (see "--Ground Leases" below). Each of the MII affiliates that have leased land on which a Courtyard Property is located to the Courtyard Borrower (the "Marriott Ground Lessors") have subjected their fee interest in such land to the lien of the relevant mortgage that secures the Courtyard Loan. Subject to exceptions for fraud, material misrepresentation or misappropriation of funds and certain environmental matters, neither the Courtyard Borrower nor any of its partners or affiliates is personally liable for the payment of the Courtyard Loan. The Courtyard Borrower has agreed, pursuant to an Environmental Indemnity Agreement, to indemnify the lender and its successors and assigns with respect to liabilities arising from or in connection with certain environmental matters. The Courtyard Borrower has made certain environmental representations and has represented that it has good and marketable fee simple or leasehold title to the Mortgaged Properties, subject to certain encumbrances permitted by LB Holdings. LB Holdings is the named insured under the title policies (which will be assigned to the Trustee) which insure that each Courtyard Mortgage constitutes a valid and enforceable first lien on the applicable Courtyard Property, subject to certain exceptions and exclusions from coverage set forth therein.

    PAYMENT TERMS. The Courtyard Loan was originated by LB Holdings on March 21, 1997 (the "Courtyard Closing Date"). The Courtyard Loan matures on April 10, 2017 (the "Courtyard Maturity Date"). The Courtyard Loan bears interest at a fixed rate per annum of 7.865% (the "Courtyard Base Interest Rate") until April 10, 2012 (the "Courtyard Anticipated Repayment Date"). The scheduled principal balance of the Courtyard Loan as of the Courtyard Anticipated Repayment Date is $134,955,706.48. On and after the Courtyard Anticipated Repayment Date, the Courtyard Loan will bear interest at a rate per annum which is fixed on the Courtyard Anticipated Repayment Date (the "Courtyard Adjusted Interest Rate") equal to the greater of (i) 9.865% or (ii) the average, calculated by linear interpolation, of the yields of the U.S. Treasury Constant Maturities with terms (one longer and one shorter) most nearly approximating those of U.S. Obligations having maturities as close as possible to the fifteenth anniversary of the Courtyard Anticipated Repayment Date, plus 2%. "U.S. Obligations" means direct obligations of, or obligations fully guaranteed by, the United States of America which are not subject to call, prepayment or early redemption. The Courtyard Adjusted Interest Rate will be determined by the Master Servicer by reference to the yields as reported in Federal Reserve Statistical Release H.15 on the last business day of the week immediately prior to the Courtyard Anticipated Repayment Date. The Courtyard Borrower will only be required to make current interest payments at the Courtyard Base Interest Rate and the interest accrued at the excess of the Courtyard Adjusted Interest Rate over the Courtyard Base Interest Rate will (a) be deferred and added to the principal amount of the Courtyard Loan and (b) bear interest at the Courtyard Adjusted Interest Rate (such accrued and deferred interest and interest thereon, the "Courtyard Excess Interest"). Interest on the Courtyard Loan is calculated based on the actual number of days elapsed and a 360-day year.

    The Courtyard Borrower made a payment of interest only on the Courtyard Closing Date. The Courtyard Loan requires 240 monthly payments of principal and interest commencing on May 10, 1997 of approximately $2,691,188 based on a 240-month amortization schedule and the Courtyard Base Interest Rate (the "Courtyard Monthly Debt Service Payment"). Payment of the balance of the principal together with all accrued and unpaid interest (including Courtyard Excess Interest) is required on the Courtyard Maturity Date. Commencing on the first Due Date after the Courtyard Anticipated Repayment Date and continuing on each monthly Due Date thereafter, in addition to the Courtyard Monthly Debt Service Payment, 100% of Courtyard Excess Cash Flow for each of the Courtyard Operating Profit Payment Dates occurring during the Courtyard Accounting Period or Periods ending during the Courtyard Debt Service Period relating to the payment will be applied first to prepay principal on the Courtyard Loan until the principal balance of the Courtyard Loan is paid in full, then to Courtyard Default Interest, and then to pay the Courtyard Excess Interest. As used herein, "Courtyard Excess Cash Flow" means, for each period of determination, the difference between (i) net operating income from the Courtyard Properties and
(ii) the sum of (a) the Courtyard Monthly Debt Service Payment, (b) other debt payable under the Courtyard Loan documents and (c) to the extent not duplicative of clauses (a)-(b), (i) amounts required to be funded into any required tax and insurance escrow, (ii) amounts required to be funded into the Debt Service Reserve Account, (iii) amounts required to be funded into the FF&E Reserve Account, (iv) amounts due in respect of current Courtyard Subordinated Obligations, (v) Subordinated FF&E Reserve Contributions, (vi) reserves for certain administrative expenses of the Courtyard Borrower, not to exceed $300,000 per year (as adjusted by CPI), (vii) amounts owed to the Courtyard Manager in respect of certain incentive management fees, (viii) payments for certain repairs, alterations, improvements, renewals or replacements with respect to the Courtyard Properties, and (ix) an amount equal to 1/60(th) of the amount of certain operating expenses paid by the Courtyard Manager that were not previously reimbursed by the Courtyard Borrower. A "Courtyard Operating Profit Payment Date" means the last Business Day of the third week of each Courtyard Accounting Period. A "Courtyard Accounting Period" generally means each period of four consecutive weeks having the same beginning and ending dates as the Courtyard Manager's corresponding four week accounting periods. There are thirteen Courtyard Accounting Periods in the Courtyard Manager's fiscal year, some of which have five weeks in order to adjust the fiscal year to the calendar year. A "Courtyard Debt Service Period" means the period from and including the tenth day of the month immediately preceding each respective Due Date to the ninth day of the month in which such Due Date date occurs.

    Any interest payment or principal payment not paid when due will bear interest at a default rate equal to the greater of (a) 2% plus the Courtyard Base Interest Rate or the Courtyard Adjusted Interest Rate, as applicable, and
(b) the prime rate, as defined in the Wall Street Journal.

    PREPAYMENT. Voluntary prepayment of the Courtyard Loan is prohibited prior to the date that is 6 months prior to the Courtyard Anticipated Repayment Date. On such date and thereafter, the Courtyard Borrower will be permitted to prepay the Courtyard Loan, in whole or in part, on any Due Date, without payment of a yield maintenance premium, provided that no event of default exists under the Courtyard Loan documents and the Courtyard Borrower pays all sums due on the Courtyard Loan through such Due

Date. Principal prepayments on the Courtyard Loan are required to occur on regularly scheduled Due Dates. The Courtyard Loan may also be prepaid at any time prior to the Courtyard Defeasance Period as a result of certain events with respect to condemnation or casualty (without penalty or premium), as described below under "Condemnation and Casualty" and in connection with a release of a Courtyard Property as described below under "--Other Releases".

    If, prior to the last day of the Courtyard Defeasance Period, all or any part of the principal amount of the Courtyard Loan is prepaid as a result of the acceleration of the maturity of the Courtyard Mortgage Note after an event of default, the Courtyard Borrower will be required to make a payment (the "Courtyard Yield Maintenance Payment") equal to the greater of (A) 1% of the principal prepayment and (B) the present value as of the end of the Courtyard Debt Service Period of a series of monthly payments each equal to an amount equal to the product of (x) 1/12th of the Courtyard Base Interest Rate minus 1/12th of the Reinvestment Yield, and (y) the amount of the principal prepayment on each of the remaining Due Dates prior to and including the Courtyard Anticipated Repayment Date, after giving effect to the regularly scheduled payment of principal that is to be made on the prepayment date. Such present value will be discounted at a rate equal to the lesser of (A) the annual yield on the United States Treasury issue (primary issue) with a maturity date closest to the Courtyard Maturity Date and (B) the yield on the United States Treasury issue (primary issue) with a maturity equal to the remaining average life of the Courtyard Mortgage Note (the "Treasury Rate") (as converted to a monthly compounded nominal annual yield, the "Reinvestment Yield"). No Courtyard Yield Maintenance Payment will be required in connection with prepayments made after the last day of the period starting two years after the Closing Date and ending on October 10, 2011 (such period, the "Courtyard Defeasance Period.")

    In the event that, prior to the first day of the Courtyard Defeasance Period, a Courtyard Property has suffered a total or substantial Courtyard Taking or Courtyard Casualty (in each case, as to which restoration is not required or permitted under the applicable Mortgage), the Courtyard Borrower is required to cause the release of such Courtyard Property from the lien of the security documents upon the satisfaction of the following conditions:

    (a) the Courtyard Borrower provides not less than 30 days' notice to the Master Servicer specifying a Due Date on which the amount set forth in clause
(c) below is to be provided to Master Servicer, which notice shall be accompanied by a certificate of the Courtyard Borrower and the Courtyard GP, signed by a duly authorized officer of the Courtyard GP, to the effect that no default or event of default has occurred and is continuing;

    (b) the Courtyard Borrower pays all interest that is accrued and unpaid on the principal balance of the Courtyard Note and all other sums due under the Courtyard Loan documents, through and including such Due Date, including, without limitation, all reasonable costs and expenses of LB Holdings associated with the prepayment, including release of the lien of the security documents and reasonable attorneys' fees and expenses;

    (c) the Courtyard Borrower pays, to be applied to prepayment of the scheduled principal payments due on each Due Date, in the inverse order of their scheduled maturities, an amount equal to the greater of (a) and (b), in which
(a) is the Allocated Loan Amount for such Courtyard Property and (b) is the lesser of (x) the Courtyard Release Price for such Courtyard Property and (y) the sum of the net sales proceeds received by the Courtyard Borrower from the sale of the Courtyard Property or the part thereof that remains following the Courtyard Taking or Courtyard Casualty, plus the remaining Courtyard Condemnation Award or Courtyard Insurance Proceeds not previously applied to repayment of the Courtyard Loan or Courtyard Restoration; and

    (d) the Courtyard Borrower delivers to the Master Servicer, for execution, forms of release of such Courtyard Property from the lien of the security documents appropriate for the jurisdiction in which such Courtyard Property is located.

    RELEASE IN EXCHANGE FOR SUBSTITUTE COLLATERAL. The Courtyard Borrower is permitted at any time during the Courtyard Defeasance Period, to defease the lien of the security documents to cause the release of one or more Courtyard Properties (each such defeasance, a "Courtyard Release") provided that, among other conditions, no event of default has occurred and the Courtyard Borrower pays (a) all interest accrued and unpaid on the principal balance of the Courtyard Loan, (b) all other sums due under the Courtyard Loan documents and
(c) the Courtyard Defeasance Deposit. The "Courtyard Defeasance Deposit" is the amount sufficient to purchase U.S. Obligations that provide payments equal to the payments due on the Courtyard Loan on or prior to, but as close as possible to, all successive Due Dates under the Courtyard Loan (or, in the case of a release of less than all of the Courtyard Properties, with respect to a principal balance equal to the Courtyard Release Price for the Courtyard Properties to be released) or, in the case of a casualty or taking, a principal balance equal to the greater of (a) the Allocated Loan Amount for such Courtyard Property and (b) the lesser of (x) the Courtyard Release Price for such Courtyard Property and (y) the sum of the net sales proceeds received by the Courtyard Borrower from the sale of the Courtyard Property or the part thereof that remains following the Courtyard Taking or Courtyard Casualty, plus the remaining Courtyard Condemnation Award or Courtyard Insurance Proceeds not previously applied to repayment of the Courtyard Loan or Courtyard Restoration, together with (i) except in connection with a casualty or condemnation or the release of all of the Courtyard Properties, additional U.S. Obligations that may be necessary to cause the Debt Service Release Conditions to be satisfied, (ii) accrued and unpaid interest and (iii) any costs and expenses incurred in connection with the purchase of such U.S. Obligations and with the release of the security documents. The Courtyard Defeasance Deposit will be calculated based on the assumption that the relevant portion of the principal balance of the Courtyard Loan is required to be repaid in full on the Courtyard Anticipated Repayment Date. The Master Servicer will be required to use the Courtyard Defeasance Deposit to purchase such U.S. Obligations.

    In addition, the Courtyard Borrower is required to deliver to the Master Servicer, among other things, (a) a security agreement granting the Trustee a first priority lien on the U.S. Obligations purchased with the Courtyard Defeasance Deposit (the "Courtyard Defeasance Collateral"), (b) an opinion of counsel for the Courtyard Borrower stating that (i) the Trustee has a perfected first priority security interest in the Courtyard Defeasance Collateral, (ii) the transfer of the Courtyard Defeasance Collateral in exchange for the release of the Courtyard Property will not constitute an avoidable preference under the Bankruptcy Code, (iii) the Courtyard Defeasance Collateral has been duly and validly transferred to the Trust, (iv) such transfer will not result in a deemed exchange of the Certificates pursuant to Section 1001 of the Code, (v) such transfer will not by itself, adversely affect the status of the Courtyard Loan as indebtedness for federal income tax purposes and (vi) such transfer will not affect the status of either Trust REMIC as a REMIC, (c) a certificate by a "Big 6" accounting firm concerning the sufficiency of the Courtyard Defeasance Collateral and (d) confirmation from each Rating Agency that requires confirmation to be obtained that the defeasance will not result in a withdrawal, qualification or reduction of the then existing ratings of the Certificates. In the event only a portion of the Courtyard Loan is subject to the defeasance, the Courtyard Borrower will be required to execute replacement notes evidencing the principal amount of the Courtyard Mortgage Note that is not to be defeased (the "Courtyard Undefeased Note"), and another note having a principal balance equal to the amount of the Courtyard Mortgage Note to be defeased by payment of the Courtyard Defeasance Deposit the ("Courtyard Defeased Note").

    As a condition to any release of any Courtyard Properties in connection with a partial defeasance, the Courtyard Borrower must also provide evidence that, after giving effect to the release, the following conditions (the "Debt Service Release Conditions") are met:

        (1) If the Post-Release DSCR for the thirteen full consecutive Courtyard Accounting Periods (or 12 full consecutive calendar months if the fiscal year is based on 4 calendar quarters) immediately preceding the date of determination and for which internal financial statements of the Courtyard Borrower are available (the "Reference Period") applicable to the proposed Courtyard Release is less than 2.60X, the Post-Release DSCR for the Reference Period applicable to the proposed Courtyard Release cannot be less than the greater of (a) 1.935X and
    (b) the Pre-Release DSCR for such Reference Period; or

        (2) If the Post-Release DSCR for the Reference Period applicable to the proposed Courtyard Release is greater than or equal to 2.60X, the following conditions are satisfied:

           (x) the Pre-Release DSCR with respect to the proposed Courtyard Release shall not have exceeded the Post-Release DSCR with respect to the proposed Courtyard Release by more than .05X, and

           (y) (i) the sum of the Pre-Release DSCRs with respect to the proposed Courtyard Release and the respective Pre-Release DSCRs with respect to each prior Courtyard Release during the Reference Period applicable to the proposed Courtyard Release each, (a "Prior Reference Period Release") shall not have exceeded (ii) the sum of the Post-Release DSCR with respect to the proposed Courtyard Release and the respective Post-Release DSCRs with respect to each Prior Reference Period Release by more than .05X.

    For purposes of the foregoing, "Post-Release DSCR" means, with respect to any proposed Courtyard Release, the ratio of (x) the Net Operating Income for the applicable Reference Period, (calculated on a PRO FORMA basis after giving effect to the proposed Courtyard Release as if the proposed Courtyard Release had occurred on the first day of such Reference Period) to (y) the Post-Release Debt Service for such Reference Period. "Post-Release Debt Service" means, with respect to any proposed Courtyard Release, the aggregate amount of principal and interest scheduled to be payable on the Courtyard Undefeased Note during the applicable Reference Period, after giving effect to the reduction in the principal balance of the Courtyard Mortgage Note that is proposed to occur as a result of such Courtyard Release, as if such reduction in principal balance had occurred on the first day of such Reference Period. "Pre-Release DSCR" means, with respect to any proposed Courtyard Release, the ratio of (x) Net Operating Income for the applicable Reference Period, to (y) the Pre-Release Debt Service for such Reference Period. "Pre-Release Debt Service" means, with respect to any proposed Courtyard Release, the aggregate amount of principal and interest scheduled to be payable on the Courtyard Undefeased Note during the applicable Reference Period, without giving effect to the proposed Courtyard Release (or other Courtyard Releases being made on the date as of which the proposed Courtyard Release is to be made).

    If all of the Courtyard Properties have been released as a result of a defeasance, the Courtyard Borrower will be permitted to assign all of its obligations and rights under the Courtyard Mortgage Note, together with the Courtyard Defeasance Collateral, to a successor mortgagor designated by the Master Servicer. In such event, the successor mortgagor will assume the Courtyard Borrower's obligations under the related Note and the security agreement referred to above and thereupon the Courtyard Borrower will be relieved of its obligations thereunder, subject to certain exceptions such as material inaccuracies of representations and warranties made under the Courtyard Loan documents, the environmental indemnity agreement and the cooperation agreement between the Courtyard Borrower and LB Holdings and certain indemnities relating to defaults given by the Courtyard Borrower.

    OTHER RELEASES. On any monthly payment date on or after the end of the Courtyard Defeasance Period, the Courtyard Borrower may also obtain the release of a Courtyard Property upon the sale of such property if (a) no default or event of default has occurred and is continuing, (b) the Courtyard Borrower has paid, (i) all accrued and unpaid interest and all other sums due through and including such payment date and (ii) an amount to be applied to prepayment of the Courtyard Monthly Debt Service Payments in the inverse order of scheduled maturities (the "Courtyard Release Price") equal to (A) 125% of the Allocated Loan Amount of the Courtyard Property to be released minus (B) an amount equal to (x) all scheduled principal payments paid by the Courtyard Borrower multiplied by (y) a fraction, the numerator of which is the Allocated Loan Amount for such Courtyard Property and the denominator of which is the Allocated Loan Amount of all the Courtyard Properties, except that if a Courtyard Property is released due to a casualty or taking, the payment shall instead be an amount equal to the greater of (a) the Allocated Loan Amount of the Courtyard Property to be released and (b) the lesser of (x) the Courtyard Release Price for such Courtyard Property and (y) the sum of net sales proceeds received by the Courtyard Borrower from the sale of the Courtyard Property or the part thereof that remains following the Courtyard Taking or Courtyard Casualty, plus the remaining Courtyard Condemnation Award or Courtyard Insurance Proceeds, not previously applied to repayment of the Courtyard Loan or to a Courtyard Restoration and (c) the Debt Service Release Conditions are met (unless the Courtyard Release is in connection with a condemnation or casualty).

    TRANSFER OF PROPERTIES AND INTEREST IN BORROWER; ENCUMBRANCE. The Courtyard Borrower is prohibited from transferring any of the Courtyard Properties, except
(a) to LB Holdings, (b) pursuant to a Permitted Reorganization or (c) in connection with a Courtyard Release.

    The Courtyard Borrower is prohibited from further encumbering the Courtyard Properties except for standard permitted liens such as taxes not yet due and payable or taxes being contested, mechanic's liens in the ordinary course of business and easements.

    An entity that owns 95% of the equity interests of the Courtyard Borrower (the "Courtyard Parent") may incur certain indebtedness in connection with certain Permitted Reorganizations.

    RESERVES. Pursuant to the terms of the Courtyard Loan, the Courtyard Borrower has established a capital expenditures and furniture, fixtures and equipment reserve fund (the "FF&E Reserve Account"), which account is required to be funded within three weeks after the end of each Courtyard Accounting Period by deposits equal to 5% (or such greater percentage as permitted by the Courtyard Management Agreement) of gross revenues from the Courtyard Properties for the Courtyard Accounting Period immediately preceding the related funding date (except that the amount to be funded on March 21, 1997 was approximately $7,000,000). The balance of the FF&E Reserve Account as of July 18, 1997 was $10,493,235. In the event the funds in the FF&E Reserve Account are insufficient to make the repairs necessary to repair the property, the Courtyard Manager may increase the deposits to the account to 6% of gross revenues from the Courtyard Properties in the years 1999 and 2000, and to 7% of gross revenues from the Courtyard Properties in 2001 and thereafter. Any amounts required to be deposited in the FF&E Reserve Account in any year that exceed 5% of gross revenues from the Courtyard Properties for such year, plus any amounts of the required FF&E reserve that were not paid in any prior fiscal year because of insufficient cash flow, are considered "Subordinated FF&E Reserve Contributions."

    CASH MANAGEMENT PROCEDURES. The procedures to be used for the collection of revenues generated by the Courtyard Properties and the payment of debt service and other expenses of the Courtyard Loan and the expenses of the operation of the Courtyard Properties will depend primarily upon the S&P rating of MII, the corporate parent of Courtyard Management Corporation, a Delaware corporation and the property manager for the Courtyard Properties (the "Courtyard Manager"). MII's senior long term unsecured debt is currently rated "BBB+" by S&P.

    So long as (i) the senior long term unsecured debt of MII is rated at least "A-" by S&P (ii) the Courtyard Properties are managed by the Courtyard Manager under the Courtyard Management Agreement, (iii) the Courtyard Manager maintains the Courtyard Manager's Account, (iv) the Courtyard Manager's Account satisfies certain criteria as set forth in the Courtyard Loan documents and (v) the Courtyard Manager is a wholly owned subsidiary of MII, the following cash management procedures will be in effect. The Courtyard Manager has established and will be required to maintain a segregated bank account (the "Courtyard Manager's Account"), which may be a subaccount in MII's cash management system (the "MII Master Account") maintained for various hotels and other properties managed by MII and its subsidiaries, provided that separate accounting of deposits into and withdrawals from the Courtyard Manager's Account be made. The Courtyard Manager may transfer funds from the Courtyard Manager's Account into the MII Master Account in accordance with the Courtyard Manager's and MII's customary cash management practices.

    The Courtyard Manager is required to notify all third parties from which the Courtyard Borrower has accounts receivable that all payments owing to the Courtyard Borrower should be sent directly to the Courtyard Manager's Account. All other revenues are required to be deposited in the Courtyard Manager's Account or in a segregated account established by the Courtyard Manager at a financial institution proximate to an individual Courtyard Property (each, a "Local Account"). At least twice each week, the Courtyard Manager is required to transfer into the Courtyard Manager's Account all available funds in each Local Account, less amounts (a) required to pay management expenses customarily paid out of the Local Accounts and (b) held as petty cash. However, the aggregate amount of such petty cash and reserves for all of the Local Accounts may not exceed $725,000 (subject to adjustment at the end of each year for increases in the Consumer Price Index and subject to reduction by $10,000 for each Courtyard Property that is released from the applicable Courtyard Mortgage).

    The Master Servicer is required to maintain a segregated account in its name (the "Courtyard Cash Collateral Account"). On the last business day of the first week of each Courtyard Accounting Period, the Courtyard Manager will transfer from the Courtyard Manager's Account or the MII Master Account 50% of the budgeted operating profit (calculated by deducting certain delineated deductions but without deducting Subordinated Rental Obligations and Subordinated Management Obligations, collectively, the "Courtyard Subordinated Obligations") for the preceding Courtyard Accounting Period (the "First Week Transfer"). On the last business day of the third week of each Courtyard Accounting Period, the Courtyard Manager is required to transfer from the Courtyard Manager's Account or the MII Master Account to the Courtyard Cash Collateral Account for application by the Master Servicer on the next Due Date an amount equal to the actual operating profit (calculated by deducting certain delineated deductions but without deduction of Courtyard Subordinated Obligations) of the Courtyard Borrower for the immediately preceding Courtyard Accounting Period minus the preceding First Week Transfer. On each Due Date up to and including the Courtyard Anticipated Repayment Date, the Master Servicer will apply the operating profit in the following order of priority: (a) to pay the Courtyard Monthly Debt Service Payment, certain expenses of the Trust (including initial Servicing Fees) and to pay any other debt due (excluding Courtyard Default Interest), (b) to fund real estate taxes and insurance escrows (if required),
(c) to fund any shortfall in the FF&E Reserve Account so that the actual payment into the FF&E Reserve Account equals 5% of gross revenues from the Courtyard Properties, (d) to pay any Default Interest, (e) to pay the amount of any Subordinated Rental Obligations, (f) to pay certain Subordinated Management Obligations, (g) to pay the Subordinated FF&E Reserve Contribution, (h) to make payments to the Courtyard Borrower, an amount equal to 10 percent of the cumulative capital contribution of the Courtyard Borrower plus certain amounts funded by the Courtyard Borrower under the Courtyard Management Agreement for building alterations, casualty repairs and excess working capital, (the "Owner's Priority Return") (i) to remit to the Courtyard Borrower and the Courtyard Manager equal amounts based on certain incentive management fees owed the Courtyard Manager (j) to pay any to other amounts the Courtyard Manager is entitled to under the Courtyard Management Agreement, and (k) all remaining amounts to the Courtyard Borrower.

    On each payment date after the Courtyard Anticipated Repayment Dates, the Master Servicer will apply the operating profit in the following order of priority: (a) to pay the Courtyard Monthly Debt Service payment, certain expenses of the Trust (including initial Servicing Fees) and to pay any other debt due (excluding Courtyard Excess Interest and Default Interest), (b) to fund real estate taxes and insurance escrows, if required, (c) to remit to the Master Servicer an amount equal to Courtyard Excess Interest and Default Interest accrued and unpaid during the immediately preceding Courtyard Debt Service Period, to be applied in the manner described in clause (m) below, (d) to fund any shortfall in the FF&E Reserve Account, so that the actual payment into the FF&E Reserve Account equals 5% of gross revenues from the Courtyard Properties,
(e) to pay the amount of any Subordinated Rental Obligations in respect of the current fiscal year, (f) to pay certain Subordinated Management Obligations in respect of the current fiscal year, (g) to pay the Subordinated FF&E Reserve Contribution, (h) to remit to the Courtyard Borrower the amount of certain partnership administrative expenses, not to exceed $300,000 per year (as adjusted by CPI), (i) to remit to the Master Servicer the Owner's Priority Return, to be applied in the manner described in clause (m) below, (j) to remit to the Master Servicer and the Courtyard Manager equal amounts based on certain incentive management fees owed the Courtyard Manager (any such amounts remitted to the Master Servicer to be applied in the manner described in clause (m) below), (k) to remit to the Courtyard Manager certain amounts reasonably satisfactory to the Master Servicer for major repairs, alterations, improvements, renewals or replacements required by law or otherwise agreed to by the Master Servicer, (l) to remit to the Courtyard Manager 1/60th of any other amounts due to the Courtyard Manager, and
(m) to the extent of any Courtyard Excess Cash Flow for each Courtyard Debt Service Period to which such Due Date relates, to prepayment of the Courtyard Loan in the following order: (A) first to prepayment of the scheduled principal payments due following the Courtyard Anticipated Repayment Date, in inverse order of maturity, until the principal balance of the Courtyard Mortgage Note is zero, (B) to the payment of Default Interest, and (C), to payment of Courtyard Excess Interest.

    If the S&P rating of MII falls below "A-" (a "Tax and Insurance Escrow Event") the following cash management procedures will be in effect. The Master Servicer will be required to maintain subaccounts of the Courtyard Cash Collateral Account for payments of the next succeeding payments of insurance premiums and real estate taxes (together, "Courtyard Impositions"). The subaccounts will be funded (a) initially, by transfers from the Courtyard Manager's Account or the MII Master Account to the Courtyard Cash Collateral Account of amounts previously deducted by the Courtyard Manager from gross revenues for payment of future Courtyard Impositions, but not expended and (b) thereafter, by transfers from the Courtyard Cash Collateral Account in accordance with the priority described above on each payment date so that sufficient funds are accumulated in the subaccount to pay the next succeeding payment of each Courtyard Imposition when due.

    If (i) the S&P rating of MII's senior long term unsecured debt falls below "BBB+," (ii) the Courtyard Properties are no longer managed by the Courtyard Manager under the Courtyard Management Agreement, (iii) the Courtyard Manager no longer maintains the Courtyard Manager's Account, (iv) the Courtyard Manager's Account no longer satisfies certain criteria as set forth in the Courtyard loan documents or (v) the Courtyard Manager is no longer a wholly owned subsidiary of MII (a "Courtyard Lock Box Event"), then the following procedures will apply:

    (a) the name on the Courtyard Manager's Account will be changed to the Master Servicer and the account will be changed to the lock box account, over which the Master Servicer will maintain sole control (the "Courtyard Manager's Lock Box Account"). If the Courtyard Manager's Account cannot be maintained as the Courtyard Manager's Lock Box Account, the Master Servicer will open a new account which will be the lock box account (the "Courtyard Substitute Lock Box Account"), and the Master Servicer will be required to take sole control of the Courtyard Manager's Lock Box Account and the Courtyard Substitute Lock Box Account (the Courtyard Manager's Lock Box Account and the Courtyard Substitute Lock Box Account, as applicable, the "Courtyard Lock Box Account"). If the Courtyard Manager's Lock Box Account does not become the Courtyard Lock Box Account, the Courtyard Manager is required to notify credit card companies and third party payors (other than third party payors that in the ordinary course pay their bills by cash or check to the Courtyard Manager or at the hotel) to send all future payments owing to the Courtyard Borrower to the Courtyard Substitute Lock Box Account. All payments from credit card companies and other third party payors for which it is not feasible to redirect their next scheduled payments will be required to be sent to the Courtyard Substitute Lock Box Account at the earliest practicable date (but no later than 120 days from the institution of Courtyard Lock Box Account procedures) and, until such point, to the Courtyard Manager's Lock Box Account (which amounts will be required to be transferred within one Business Day of receipt into the Courtyard Cash Collateral Account). All other revenues from the Courtyard Properties will be required to be sent directly to the Courtyard Lock Box Account or will be deposited by the Courtyard Manager in a Local Account. The Courtyard Manager will deposit into the Courtyard Lock Box Account, within one business day after receipt and identification as revenue from the Courtyard Properties all gross revenues received by the Courtyard Manager except for amounts permitted to be deposited in local accounts and petty cash and payments made directly to the Courtyard Manager's Account. The Courtyard Manager will be required to transfer into the Courtyard Lock Box Account, at least twice each week, funds in each Local Account, less amounts (a) required to pay operating expenses customarily paid out of the Local Accounts and (b) held as petty cash or as a reserve for operating expenses customarily paid out of the Local Accounts. However, the aggregate amount of such petty cash and reserves for all of the Local Accounts may not exceed $725,000 (subject to adjustment at the end of each year for increases in the Consumer Price Index and subject to reduction by $10,000 for each Courtyard Property that is released from the applicable Courtyard Mortgage);

    (b) In addition to the escrow accounts for Courtyard Impositions described above, the Master Servicer is required to establish an escrow account as a subaccount of the Courtyard Cash Collateral Account to be funded in an amount equal to one Courtyard Monthly Debt Service Payment (the "Debt Service Reserve Account") from gross revenues of the Courtyard Properties;

    (c) The Master Servicer will be required to transfer, within one Business Day of receipt, all gross revenues received in the Courtyard Lock Box Account (and the Courtyard Manager's Account, if applicable) to the Courtyard Cash Collateral Account. The Master Servicer will be required to establish a segregated account (the "Courtyard Operating Account") in its name, and upon the establishment of such account the Courtyard Manager will be required to transfer all funds (less amounts required to cover outstanding checks) of the Courtyard Borrower then held in the MII Master Account or the Courtyard Manager's Account to such account. Thereafter, the Master Servicer will be required to apply daily funds in the Courtyard Cash Collateral Account first, to fund shortfalls in the subaccounts established for Courtyard Impositions, second, to fund any shortfall in the Debt Service Reserve Account and third, to the Courtyard Operating Account. The Courtyard Manager will have the authority to write checks on, and make other transfers from, the Courtyard Operating Account for payment of certain expenses, except for Courtyard Subordinated Obligations and taxes and insurance premiums for which escrows are being maintained;

    (d) At least one business day prior to each Due Date, the Courtyard Manager will be required to transfer from the Courtyard Operating Account to the Courtyard Cash Collateral Account an amount equal to the operating profit (calculated without deduction for Courtyard Subordinated Obligations) of the Courtyard Borrower for the immediately preceding full Courtyard Accounting Period, less any amount of such operating profit which was previously transferred to the Debt Service Reserve Account. On each Due Date prior to and including the Courtyard Anticipated Repayment Date, the Master Servicer will be required to apply the funds in the Courtyard Cash Collateral Account (excluding funds in escrow, reserve or other subaccounts) in the following order of priority: (a) (i) to pay the Courtyard Monthly Debt Service Amount, (ii) to pay certain servicing expenses and (iii) to pay any other amounts due under the Courtyard Loan documents, (except Default Interest) (b) to fund any shortfall in the FF&E Reserve Account so that the actual payment into the FF&E Reserve Account equals 5% of gross revenues from the Courtyard Properties, (c) to pay any Default Interest, (d) to remit to the Courtyard Manager the amount of unpaid Subordinated Rental Obligations, (e) to pay certain Subordinated Management Obligations, (f) to pay any Subordinated FF&E Reserve Contribution, (g) to remit to the Courtyard Borrower the Owner's Priority Return, (h) to remit to the Courtyard Manager and the Courtyard Borrower equal amounts based on certain incentive management fees owed to the Courtyard Manager, until the Courtyard Manager has been paid for the year, (i) to reimburse the Courtyard Manager for certain advances of operating expenses under the Courtyard Management Agreement; and (j) to remit to the Courtyard Borrower amounts remaining in the Courtyard Cash Collateral Account. On each Due Date after the Courtyard Anticipated Repayment Date, the Master Servicer will be required to apply the operating profit in the following order of priority: (a) (i) to pay the Courtyard Monthly Debt Service Amount, (ii) to pay certain servicing expenses and (iii) to pay any other amount due under the Courtyard Loan documents (except amounts described in clauses (b) and (l) below), (b) to remit to the Master Servicer an amount equal to Courtyard Excess Interest and any Default Interest accrued and unpaid during the immediately preceding Courtyard Debt Service Period to be applied in the manner described in clause (l) below, (c) to fund any Shortfall in the FF&E Reserve Account so that the actual payment into the FF&E Reserve Account equals 5% of

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gross revenues from the Courtyard Properties, (d) to remit to the Courtyard
Manager any Subordinated Rental Obligation due in respect of the current fiscal year, (e) to pay certain Subordinated Management Obligations in respect of the current fiscal year, (f) to pay any Subordinated FF&E Reserve Contribution, (g) to pay the Courtyard Borrower the amount of certain partnership administrative expenses, not to exceed $300,000 per year (as adjusted by CPI), (h) to the Master Servicer, the Owner's Priority Return (to be applied in the manner described in clause (l) below), (i) to remit to the Courtyard Manager and the Master Servicer equal amounts based on certain incentive management fees owed the Courtyard Manager until the Courtyard Manager has been paid for the year (any such amounts remitted to the Master Servicer to be applied in the manner described in clause (l) below), (j) to remit payment to the Courtyard Manager certain amounts reasonably satisfactory to the Master Servicer for major repairs, alterations, improvements, renewals or replacements required by law or otherwise agreed to by the Master Servicer, (k) to reimburse the Courtyard Manager for 1/60th of certain advances made under the Courtyard Management Agreement for operating expenses, and (l) to the extent of Courtyard Excess Cash Flow for each Courtyard Debt Service Period to which such due date related, to prepayment of the Courtyard Loan in the following order: (A) first, to prepayment of the scheduled principal payments due following the Courtyard Anticipated Repayment Date, in inverse order of maturity, until the principal balance of the Courtyard Mortgage Note is zero, (B) next, to the payment of any Default Interest and (C) next, to payment of Courtyard Excess Interest.

    INSURANCE. The Courtyard Borrower is required to maintain (a) fire and extended coverage insurance, including windstorm, explosion and such other risks as are typically insured against by owners of like properties in the area in which the Mortgaged Property is located in an amount no less than 100% of the full replacement cost of the Mortgaged Property (excluding foundation and excavation), and in no event less than the amount required to prevent the Courtyard Borrower from becoming a co-insurer under the terms of the insurance policies, (b) if the improvements are located within an area designated as a flood hazard area, flood insurance as is available through the National Flood Insurance Program, (c) business interruption insurance in an amount equal to not less than one year's profits and necessary expenses from the Mortgaged Property and in an amount equal to eighteen month's profits and necessary expenses from the Mortgaged Property as long as such insurance is available on commercially reasonable terms, (d) comprehensive public liability insurance on an "occurrence basis" with a combined single limit of not less than $1,000,000 with respect to personal injury or death to one or more persons plus "umbrella" liability coverage of not less than $19,000,000, or such greater amounts as may be required by other institutional lenders for similar loans, (e) broad form boiler and machinery insurance on a comprehensive form in an amount adequate to provide protection against the maximum amount of damage possible to the Mortgaged Property resulting from explosion or other covered occurrences relating to boilers, pressure vessels, machinery and equipment on or about the Mortgaged Property, (f) workers' compensation as may be required by the laws of the state in which the property is located and (g) such other insurance as is generally available on commercially reasonable terms and is generally required by institutional lenders for properties similar to the Courtyard Properties.

    All primary insurers providing coverage as described above must be authorized to issue in the states which the insured Mortgaged Property is located. The insurance described in clauses (a), (c) and (e) above are required to be maintained with one or more primary insurers having a claims-paying ability (published or unpublished) rated by S&P of not less than "AA". If permitted by the laws of the state in which the Courtyard Property is located, the insurance required by clause (f) above may be provided by a state-approved and regulated employer's self-insurance fund. All primary insurance coverage required by other clauses above (other than flood insurance, earthquake insurance and worker's compensation) is required to be provided by one or more insurers having a Best's rating of "A-/10" or better or "B/5" or better for earthquake insurers, and the primary insurer for the issuer of the primary insurance required by clause (d) above is required to be rated by S&P not less than "A". The property insurance for the Courtyard Properties is currently issued by American Home Assurance Co., which currently has a claims paying ability rating of "AAA" by S&P and "A++" by Best's.

    With respect to the Courtyard Properties located in California, the Courtyard Borrower has procured the required earthquake insurance. See "Risk Factors--The Mortgage Loans--Availability of Earthquake, Flood and Other Insurance".

    With respect to the Courtyard Property located in San Antonio, Texas, the Courtyard Borrower is required to maintain environmental insurance with limits and coverage reasonably acceptable to Master Servicer from an insurance company having a minimum Best's rating of "B+/VIII" and an S&P rating of not less than "AA," for an initial period of not less than ten (10) years after the Closing Date, which is required to be renewed annually so as to remain in effect for the full term of the Courtyard Loan; PROVIDED, HOWEVER, that if such insurance is not available from an insurer having an S&P rating of "AA" then such insurance will then be required to be obtained from an insurer having the highest S&P rating available among insurers that issue such insurance; and PROVIDED FURTHER that, if such insurance is at any time not available at commercially reasonable rates, the Courtyard Borrower may cease carrying such coverage if, but only if, each of the Rating Agencies confirms that such reaction will not result in a withdrawal, qualification or reduction of the then existing ratings of the Certificates, or placement on credit watch with negative implications. The Courtyard Borrower has obtained such policy from American International Specialty Lines Insurance Company. The policy has been prepaid for a ten (10) year period, and the Courtyard Borrower is required to pay premiums on such policy to ensure that such policy remains in effect for the full term of the Courtyard Loan.

    CONDEMNATION AND CASUALTY. In case of any material damage to or destruction of any Courtyard Property or any part thereof (each, a "Courtyard Casualty"), the Courtyard Borrower is required, promptly upon becoming aware thereof, to give written notice to the Master Servicer describing the nature and extent of such damage or destruction.

    In case of a Courtyard Casualty, the Courtyard Borrower is generally required, whether or not the proceeds of insurance (hereafter "Courtyard Insurance Proceeds") on account of such Courtyard Casualty is sufficient for such purpose, at its expense, to promptly commence and complete the restoration, replacement or rebuilding of the Courtyard Property as nearly as possible to its value, condition and character immediately prior to such Courtyard Casualty (such restoration, replacement and rebuilding, a "Courtyard Restoration"). However, in the event that either (i) a Courtyard Restoration materially and adversely affects the cash flow from the Courtyard Property and cannot reasonably be expected to be completed within a period of 18 months (or, if shorter, by the date on which the proceeds of business interruption insurance will no longer be available) or (ii) the extent of the damage makes it impracticable in the Courtyard Borrower's good faith business judgment, to restore the Courtyard Property to substantially the same condition as existed prior to the Courtyard Casualty, then such Courtyard Restoration will not be required or permitted (unless required by any applicable Courtyard Ground Lease) and, in such event, the Courtyard Insurance Proceeds will be collected and paid over to the Master Servicer (net of the amounts necessary to avoid or eliminate any hazardous condition on the Courtyard Property and/or to prevent imminent and substantial physical deterioration of the Courtyard Property) and the amount thereof will be held and applied by the Master Servicer (a) (i) if applied prior to the first day of the Courtyard Defeasance Period or after the Courtyard Defeasance Period, to prepayment of the scheduled principal payments due on each due date, in the inverse order of their scheduled maturities without the requirement of a Yield Maintenance Payment or (ii) if applied during the Courtyard Defeasance Period, to the purchase of U.S. Obligations in accordance with the Courtyard Loan documents, and then (b) to the payment of all other indebtedness secured by the relevant Courtyard Mortgage in the priority contemplated by the Courtyard Loan documents. Any such amount applied as a prepayment must be in an amount at least equal to the greater of (A) the Allocated Loan Amount of such Courtyard Property and (B) the lesser of (x) the Courtyard Release Price for such Courtyard Property and (y) the sum of the net sales proceeds received by the Courtyard Borrower from the sale of the Courtyard Property (plus any remaining Courtyard Insurance Proceeds not previously applied to repayment or defeasance of the Courtyard Loan or to fund the Courtyard Restoration).

    The ground lease on the Courtyard Property located at the San Francisco Airport, California requires that in the event of a casualty, Courtyard Insurance Proceeds be applied to the cost of repair or restoration of all or part of such Courtyard Property or to the conversion of such Courtyard Property to a non-hotel use. The Master Servicer is required to hold and disburse such Courtyard Insurance Proceeds under the circumstances and in the manner provided in the lease, PROVIDED, HOWEVER, that if the Courtyard Borrower, as lessee, is in default under the Courtyard Mortgage or any act, condition or event has occurred which would permit the Master Servicer to declare any portion of the indebtedness secured by the related Courtyard Mortgage immediately due and payable, the Master Servicer may elect to have the Courtyard Insurance Proceeds applied first to the balance due on the Courtyard Loan and then the Courtyard Borrower's repair or restoration costs.

    The ground lease on the Courtyard Property located in Atlanta/Northlake, Georgia requires that, in the event of a casualty, Courtyard Insurance Proceeds be applied to the cost of repair or restoration of all or part of such Courtyard Property, PROVIDED, HOWEVER, that (1) if the Courtyard Borrower elects to terminate the lease because the Courtyard Property is destroyed beyond repair, Courtyard Insurance Proceeds are to be applied, first, to the cost of clearing the land, next, to the Master Servicer to the extent of the debt secured by the Courtyard Property and the balance, if any, to the landlord and (2) if the landlord terminates the lease pursuant to a default and the failure of the Master Servicer to exercise its option to enter into a new lease, the Courtyard Insurance Proceeds become the property of the landlord.

    In case of any taking during the term of the Courtyard Loan of all or any part of any Courtyard Property by condemnation or the exercise of the right of eminent domain by any governmental authority (each, a "Courtyard Taking"), if such Courtyard Taking is (i) a taking of the fee or leasehold of an entire Courtyard Property, (ii) results in the imposition of a perpetual easement on any entire Courtyard Property, (iii) materially adversely affects the cash flow from the related Courtyard Property and would necessitate a restoration that cannot reasonably be expected to be completed within one year (and restoration is not required under any applicable ground lease) or (iv) results in a termination of any related ground lease pursuant to its terms, then, in any such event, any award or payment on account of any Courtyard Taking (a "Courtyard Condemnation Award") will be required to be collected and paid over to the Master Servicer to be held by the Master Servicer, (net of any amounts necessary to avoid or eliminate any hazardous condition on the relevant Courtyard Property and/or to prevent imminent and substantial physical deterioration of the relevant Courtyard Property) and the amount thereof is required to be applied by the Master Servicer as follows: (a) (i) if applied prior to the Courtyard Defeasance Period or after the Courtyard Defeasance Period, to prepayment of the scheduled principal payments due on each due date, in the inverse order of their scheduled maturities without the requirement of a Yield Maintenance Payment or
(ii) if applied during the Courtyard Defeasance Period to the purchase of U.S. Obligations in accordance with the Courtyard Loan documents and (b) to the payment of all other indebtedness under the Courtyard Loan documents in such order as is contemplated under the Courtyard Loan documents. Any such amount applied as a prepayment must be in an amount at least equal to the greater of
(A) the Allocated Loan Amount of such Courtyard Property and (B) the lesser of
(x) the Courtyard Release Price for such Courtyard Property and (y) the sum of the net sales proceeds received by the Courtyard Borrower from the sale of the Courtyard Property (plus any remaining Courtyard Condemnation Award not previously applied to repayment or defeasance of the Courtyard Loan or to fund the Courtyard Restoration).

    In the case of any Courtyard Taking other than a Courtyard Taking referred to above, and in case such Courtyard Taking requires repairs to or restoration of the Courtyard Property in order to maintain the quality of the Courtyard Property operations, any Courtyard Condemnation Award must be paid over to the Courtyard Borrower or the Master Servicer, as applicable, to be used or to held and distributed in accordance with the Courtyard Loan documents in the same manner as if such Courtyard Taking were a Courtyard Casualty affecting the Courtyard Property and as if such Courtyard Condemnation Award constituted Courtyard Insurance Proceeds relating thereto, except that any amount of the Courtyard

Condemnation Award not used to pay for any necessary Courtyard Restoration is required to be applied by the Master Servicer to the prepayment of the Courtyard Mortgage Note, without the requirement of a Yield Maintenance Payment, and to the payment of all other indebtedness under the Courtyard Mortgage all in the manner contemplated by the Courtyard Loan documents.

    FINANCIAL REPORTING. The Courtyard Borrower is required to keep and maintain accurate books and records on a fiscal year basis in accordance with GAAP. The Courtyard Borrower must provide copies of any report filed on Form 10-K within 15 days of filing. For any year where the Courtyard Borrower is not subject to reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Courtyard Borrower is required to furnish annually to the Master Servicer, within 120 days following the end of each fiscal year, a complete copy of its annual financial statements, audited by Arthur Andersen LLP or another accounting firm acceptable to the Master Servicer, including a balance sheet, statement of income, partners' capital or deficit and statement of cash flows setting forth comparative figures for the preceding fiscal year. The Courtyard Borrower is required to submit an annual report, describing occupancy and room rate statistics (on an individual property basis). The Courtyard Borrower must provide copies of any Report on Form 10-Q within 15 days of filing or if not required to file such report, then the Courtyard Borrower is also required within 60 days after the end of each accounting quarter, to furnish to the Master Servicer unaudited financial statements including a balance sheet, statement of income and expense and cash flow setting forth comparative figures for the preceding fiscal quarter (accompanied by an officer's certificate that the financial statements fairly reflect the Courtyard Borrower's financial condition and operations and have been prepared in accordance with GAAP). The Courtyard Borrower is also required to provide, within 30 days after the end of each Courtyard Accounting Period, statements setting forth the gross sales and Net Operating Income for each Courtyard Property for the immediately preceding 13 Courtyard Accounting Periods, and the occupancy rates, average daily room rates and revenues per available room ("REVPAR") for each Courtyard Property for such Courtyard Accounting Period and the 13 immediately preceding Courtyard Accounting Periods.

    The Courtyard Borrower is also required to provide quarterly reports including detailed profit and loss statements, including average occupancy, average daily room rates and REVPAR.

    PERMITTED INDEBTEDNESS. The Courtyard Borrower is precluded from incurring any indebtedness other than the Courtyard Loan except for the following: (a) provided no default or event of default has occurred and is continuing, purchase money debt and capitalized lease obligations up to an aggregate amount of $4 million outstanding at any one time, for the purchase or lease of FF&E in the ordinary course of business; (b) indebtedness in respect of Subordinated Management Obligations and Subordinated Rental Obligations, provided such indebtedness is unsecured and subordinated to the Courtyard Loan; (c) provided no event of default has occurred and is continuing, indebtedness solely in respect of surety and appeal bonds, performance bonds and other obligations of a like nature, all in the ordinary course of business in accordance with customary industry practices; and (d) certain subordinate debt, as described below under "--Subordinate Debt."

    SUBORDINATE DEBT. As of June 20, 1997, the Courtyard Borrower had outstanding approximately $13,297,000 of unsecured subordinated loans from CBM One Holdings, Inc. (the "Courtyard Junior Lender") (a wholly owned subsidiary of Host Marriott Corporation), which indebtedness is evidenced by a promissory note by the Courtyard Borrower to the Courtyard Junior Lender (the "Courtyard Junior Note"). The maximum amount that may be outstanding under the Courtyard Junior
Note is $16,250,000. Pursuant to an intercreditor agreement, the Courtyard Junior Lender has agreed that all indebtedness due under the Courtyard Junior
Note is expressly subject, subordinate and junior in right of payment to the Courtyard Loan, and that all liens and security interests, if any, related to the Courtyard Junior Note are subordinated to the rights of the Trust in those assets of the Courtyard Borrower. The Courtyard Junior Lender further agreed that it would not institute any judicial or other remedial proceeding (including any bankruptcy or insolvency proceeding) against the Courtyard Borrower or any interests, rights, assets or properties of the Courtyard Borrower to collect any moneys due with respect to the Courtyard Junior Loan until the Courtyard Loan has been paid in full. The Courtyard Junior Lender granted a security interest to LB Holdings in the Courtyard Junior Note as security for its obligations under the intercreditor agreement, and delivered such Courtyard Junior Note to LB Holdings, endorsed in blank.

    PERMITTED REORGANIZATION. The Courtyard Loan documents provide that the structure of the Courtyard Borrower may be reorganized in one of the following transactions (each a "Permitted Reorganization"): (a) a merger wherein a new limited partner is admitted to the Courtyard Borrower that, together with the general partner of the Courtyard Borrower which may be a different entity than the Courtyard GP, holds 100% of the partnership interest of the Courtyard Borrower; (b) a new general partner replaces the Courtyard GP; (c) the Courtyard Properties are transferred to a newly created limited partnership or limited liability company (in which the Courtyard Borrower holds at least 95% of the outstanding equity interests, subject to the Courtyard Loan documents and such transferee assumes the obligations of the Courtyard Borrower under the Courtyard Loan documents); or (d) the Courtyard Borrower enters into a lease, as lessor, of the Courtyard Properties.

    All of the Permitted Reorganizations are subject to certain conditions precedent, which generally include the following: (a) no default or event of default may exist under the Courtyard Loan documents; (b) the surviving entity or entities are required to be single purpose; (c) appropriate substantive non-consolidation, enforceability and other relevant opinions are required to be delivered; (d) all obligations of the transferor entity are required to be assumed by the surviving entity; and (e) the Courtyard Borrower provides a written confirmation from the Rating Agencies that no rating assigned by such Rating Agencies to any of the Certificates will be downgraded, qualified or withdrawn, or placed on a credit watch with negative implications as a result of such Permitted Reorganization.

    GROUND LEASES. Thirty-one of the Courtyard Properties are located on land that is leased to the Courtyard Borrower by Host Restaurants, Inc., Newark Properties, Inc. Essex House Condominium Corporation or Casa Maria of Maryland, Inc. (collectively the "Marriott Ground Lessors"), each of which is a subsidiary of MII, pursuant to various ground leases (each, a "Marriott Ground Lease"). The Courtyard Borrower has a leasehold interest in the property at San Francisco Airport, California pursuant to a ground lease between AE Properties, Inc., as landlord, and Marriott Corporation, as tenant, the tenant's interest having been assigned to the Courtyard Borrower (the "San Francisco Ground Lease"). The Courtyard Borrower has a leasehold interest in a portion of the Courtyard Property known as Atlanta/ Northlake pursuant to a ground lease between Cox Communications, Inc., as landlord, and Crow-Atlanta Retail, Ltd., as sublet to Marriott Corporation, the tenant's interest in which was assigned to the Courtyard Borrower (as assigned, the "Atlanta/Northlake Ground Lease").

    Each Marriott Ground Lease expires on December 31, 2081 and requires the Courtyard Borrower to pay annual rent ("Courtyard Rent") equal to the greater of a minimum rent (the "Courtyard Minimum Rent") or a percentage rent (the "Courtyard Percentage Rent"). The annual Courtyard Minimum Rental varies from $60,000 to $437,000 per Courtyard Property. The Courtyard Percentage Rent ranges from 2% to 9.75% of annual total hotel sales, as defined in the leases. For the year ended December 31, 1996, the Courtyard Borrower paid aggregate Courtyard Minimum Rent of $7.1 million and aggregate Courtyard Percentage Rent (in addition to Courtyard Minimum Rent) of $364,000. Generally, as of the beginning of the sixth year after the opening of the hotel on each Courtyard Property, and as of every five years thereafter, the annual Courtyard Minimum Rent increases to the greater of (i) 100% of the average rent per year during the three preceding years and (ii) the then-existing Courtyard Minimum Rental increased in accordance with the Consumer Price Index for the preceding five years.

    The Marriott Ground Lessors have agreed to subordinate their right to receive Courtyard Rent payments under the Marriott Ground Leases (such payments, the "Subordinated Rental Obligations") to the payment of the Courtyard Loan and the Courtyard Mortgage Note and qualified refinancings thereof (together, "Courtyard Qualifying Debt Service") and not to terminate the leases solely because payments of Courtyard Rent are deferred in accordance with such subordination agreement. All deferred Courtyard Rent payments must be paid out of the Courtyard Borrower's cash flow after payment of Courtyard Qualifying Debt Service and the funding of certain escrows. The Marriott Ground Lessors have granted the Trust certain recognition and cure rights including, without limitation, (i) the right to notice of any default by the Courtyard Borrower under a Marriott Ground Lease and an opportunity and reasonable period of time to cure such default, (ii) the right to obtain a new ground lease from the Marriott Ground Lessor if the ground lease is terminated, (iii) the right to assign the lessee's interest under the Marriott Ground Lease following foreclosure of the Courtyard Borrower's leasehold interest (if the fee interest is not also foreclosed or is not foreclosable), without the consent of the Marriott Ground Lessor.

    The Marriott Ground Lessors have subjected their fee interest in the relevant Courtyard Properties to the lien of the relevant Courtyard Mortgage to secure the Courtyard Loan.

    If, during the term of any Marriott Ground Lease, a Courtyard Property is damaged or destroyed by fire or other casualty, the Courtyard Borrower is required, under such Marriott Ground Lease, at its expense, to repair or restore such Courtyard Property. If such damage exceeds 30% of the fair market value of such Courtyard Property immediately before such damage or destruction, the Courtyard Borrower may, subject to certain restrictions in the Courtyard Loan documents and fulfillment by the Courtyard Borrower of its lease obligations arising prior to termination, terminate the lease and return the leased premises to the Marriott Ground Lessor. Rent will not abate under a Marriott Ground Lease following a casualty unless the lease is terminated.

    Under the Marriott Ground Leases, in the event of condemnation of the fee estate: (i) if all the land subject to the Marriott Ground Lease is materially impaired, such lease will terminate, (ii) if a portion of the land subject to such Marriott Ground Lease is materially impaired such that the Courtyard Borrower's ability to conduct business on the leased premises is materially impaired or the cost of restoring the improvements exceeds 30% of their fair market value before such condemnation, the Courtyard Borrower may, subject to certain restrictions in the Courtyard Loan documents, either terminate such Marriott Ground Lease or pay a proportionately reduced Courtyard Minimum Rent or
(iii) if a portion of the land subject to such Marriott Ground Lease is materially impaired such that the Courtyard Borrower's ability to conduct business on the leased premises is not materially impaired, the Courtyard Borrower will pay a proportionately reduced Courtyard Minimum Rent. If all or any portion of the leased premises subject to a Marriott Ground Lease is taken for temporary use, such lease will continue in full force and effect and Courtyard Rent will continue to be paid. Notwithstanding anything described above, the Courtyard Borrower may not terminate or materially amend any Marriott Ground Lease or waive any material rights thereunder without the consent of the Trustee or the Master Servicer in accordance with the Pooling and Servicing Agreement.

    During the term of the ground lease, the landlord has agreed that it will not convey or encumber its fee interest in the land under the related Courtyard Property unless (a) the transfer is both subject to and subordinate to the ground lease, the applicable Courtyard Mortgage and the rental subordination agreement with respect to the ground lease, and (b) the transferee assumes the landlord's obligations under the subordination agreement with respect to the ground lease.

    SAN FRANCISCO AIRPORT. The San Francisco Hotel is subject to a ground lease executed on May 6, 1985, which expires on January 2, 2017 and is automatically extended for three fifteen year periods. Such ground lease provides for an annual rent equal to the greater of (i) an annual minimum rental (currently $484,000 per year) which rental is increased to $560,400 for the years 2006-2016, is increased in 2017 by 75% of the increase in the CPI over the past 10 years, and thereafter will be adjusted every five years by an increase equivalent to 75% of the increase in the CPI over the past 5 years and (ii) a percentage rental equal to 9.75% of the tenant's annual gross sales for such year.

    The San Francisco Ground Lease provides that, if any default has occurred by the Courtyard Borrower that would permit the Trust to accelerate the indebtedness secured thereby, the landlord has the

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option, upon receipt of notice from the Trust that it intends to commence foreclosure on the leasehold mortgage, to purchase the leasehold mortgage from the Trust for the greater of (i) the fair market value of the leasehold estate under the San Francisco Ground Lease and the Courtyard Borrower's investment (defined as buildings, improvements and all other items of personal property located on the land) or (ii) the outstanding principal amount of, plus accrued and unpaid interest on, (x) all notes or bonds secured by the Courtyard Mortgage and (y) that portion of any note or notes which represents capitalization or funding of any interest accrued on the notes or bond referred to in clause (x) above and (z) the amount of all advances made by the Trust to cure Courtyard Borrower defaults or otherwise protect the Trust's security interest, plus all accrued and unpaid interest on such advances. In addition, the San Francisco Ground Lease provides that, if (a) the Courtyard Borrower decides to demolish the hotel located on the Mortgaged Property and replace it with improvements of a different type or (b) a casualty occurs which causes substantial destruction or damage to the hotel located on the Mortgaged Property and the Courtyard Borrower decides to convert such hotel to a non-hotel use, the Courtyard Borrower is required to notify the landlord and for a period of 60 days from such notice, the landlord has the option to acquire the Courtyard Borrower's leasehold estate and the Courtyard Borrower's interest in the improvements for an amount equal to their appraised value.

    ATLANTA, NORTHLAKE. A portion of the Courtyard Property known as the Atlanta, Northlake Hotel is subject to a ground lease which will expire on April 30, 2028. Tenant has the right to extend the term of this ground lease for 2 terms of 15 years each unless terminated at the option of the Courtyard Borrower. Such ground lease currently provides for an annual rent of approximately $60,000. The annual rental is adjusted every 5 years to equal the product of ground rent in the preceding 5 year period and 115%.

    THE PROPERTIES. The Courtyard Properties securing the Courtyard Loan consist of 50 limited service hotels, all of which are operated under the name "Courtyard by Marriott," and are located in 16 states. All of the hotels securing the Courtyard Loan were built between 1983 and 1987. The average occupancy rate of the hotels ranged from 68% to 93%, with a weighted average of 80% as of December 31, 1996 (calculated for the trailing twelve-month period). The ADRs for the hotels ranged from $59 to $100, a weighted average of $78 as of December 31, 1996 (calculated for the trailing twelve-month period). The 1996 NOI of the properties ranged from $724,113 to $1,882,354 and aggregated $64,251,884. The Courtyard Properties contain in the aggregate 7,223 rooms, ranging from 127 rooms to 154 rooms, and averaging 144 rooms. Based on appraisals dated January 1, 1997, the aggregate appraised market value of the Courtyard Properties is $574,900,000.

    Seventeen of the Courtyard Properties are owned in fee simple by the Courtyard Borrower. The land on which 31 of the remaining Courtyard Properties are built is leased by the Courtyard Borrower as described above under "--Ground Leases", and one property is partly leased by the Courtyard Borrower and is partly owned in fee.

    PROPERTY MANAGEMENT. All of the Courtyard Properties are managed by the Courtyard Manager under a single management agreement (the "Courtyard Management Agreement"). Pursuant to this agreement, as amended, the Courtyard Manager is responsible for managing each Courtyard Property under standards comparable to those prevailing for other properties in the "Courtyard by Marriott" system. Each Courtyard Property will be part of the Courtyard by Marriott system and will be entitled to so identify itself. The Courtyard Manager will provide certain services which are furnished generally on a central or regional basis to all Courtyard properties in the Courtyard chain that are managed by the Courtyard Manager or any Marriott affiliate, including: national and central sales office services; central operational support for rooms, food and beverage and engineering; central training services; career development; relocation of central management personnel; central safety and loss prevention services; central advertising and promotion (including direct and image media and advertising administration); centralized consumer affairs; the national and regional reservations system service and inventory and revenue management services; centralized computer payroll and accounting services; centralized computer

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system development, support and operating costs; central monitoring and management support from "line management" personnel such as area managers, and such additional central or regional services as may from time to time be furnished for the benefit of the properties in the Courtyard by Marriott system. The Courtyard Borrower is responsible for all operating costs of the Courtyard Properties, as well as an allocable share of the Courtyard Manager's costs for the services described in this paragraph.

    The Courtyard Manager is entitled to receive as compensation for its services three fees: (a) a "Base Management Fee" equal to 3% of gross revenues;
(b) a "Courtyard Management Fee" equal to 3% of gross revenues; and (c) an "Incentive Management Fee" equal to fifty percent of operating profit minus debt service and the Owner's Priority Return not to exceed a maximum of 15% of the operating profit of the Courtyard Properties.

    If there has been an event of default and title to the Courtyard Property has been conveyed to the Trustee, the Master Servicer shall have certain rights to terminate the Courtyard Management Agreement. The Master Servicer may also terminate the Courtyard Management Agreement with respect to a specific hotel in the event a foreclosure results in the conveyance of title of such hotel to the Master Servicer. The Courtyard Manager may not assign the Courtyard Management Agreement without consent of the Master Servicer, which consent may not be withheld if (a) the assignee is MII or a wholly owned subsidiary of MII and the Rating Agencies confirm that the assignment will not result in a withdrawal, qualification or downgrade of the then existing ratings of the Certificates or the placement on credit watch with negative implications, or (b) the assignee is a nationally recognized hotel operator, provided the assignment would not result in an event of default and the Rating Agencies confirm that the assignment will not result in a withdrawal, qualification or downgrade of the then existing ratings of the Certificates or the placement on credit watch with negative implications. The Courtyard Manager is prohibited from terminating (other than for cause) or modifying the Courtyard Management Agreement in any material respect without the consent of the Lender, except as expressly provided in the Courtyard Management Agreement, the Collateral Assignment of Management Agreement or agreements with the Lender. The Courtyard Manager has the right to terminate the Courtyard Management Agreement with respect to all Courtyard Properties if the Courtyard Borrower fails to provide specified amounts of working capital, FF&E replacements or funds necessary to maintain the Courtyard Properties as required by the Courtyard Management Agreement. The Courtyard Manager may terminate the Courtyard Management Agreement with respect to any Courtyard Property on the occurrence of a Courtyard Casualty or Courtyard Condemnation, or the withdrawal by any governmental authority of any license to operate the Courtyard Property, in each case which would materially and adversely affect the operation of the hotel in accordance with the Courtyard Management Agreement. To the extent the Courtyard Manager has other termination rights, such rights may be exercised on a property by property basis.

    The term of the Courtyard Management Agreement expires December 31, 2017 and is automatically renewed, unless the Courtyard Manager is in default, for 4 successive periods of 10 years each.

    LB Holdings, the Courtyard Borrower and the Courtyard Manager have entered into an agreement which modifies the Courtyard Management Agreement. Among other things, under such agreement (a) the Courtyard Manager agreed to comply with the procedures described above under "--Cash Management Procedures," (b) consented to the collateral assignment of the Courtyard Management Agreement to the lender and (c) subordinated its rights to certain payments under the Courtyard Management Agreement to the lien of the Courtyard Mortgages (such fees, the "Subordinated Management Obligations"). The Subordinated Management Obligations include the Incentive Management Fee and 1% of the Courtyard System Fee. Subject to the rights of the Master Servicer to terminate the Courtyard Management Agreement described above, the Courtyard Management Agreement is binding upon any successor owner of a Courtyard Property (including the lender) taking title by foreclosure or deed in lieu of foreclosure, but such successor owner is not liable for any obligations of the Courtyard Borrower with respect to management fees under the Courtyard Management Agreement which accrued prior to taking title.

    It is an event of default under the Courtyard Loan (subject to certain notice and cure periods) if (a) the Courtyard Manager ceases to be the manager of all the Courtyard Properties or the Courtyard Management Agreement terminates with respect to one or more Courtyard Properties unless prior thereto (i) the Courtyard Borrower causes the properties to come under management by a nationally recognized hotel operator acceptable to the Master Servicer, (ii) the properties continue to be part of a comparable nationally recognized hotel system acceptable to the Master Servicer and (iii) each of the Rating Agencies confirms that the events will not result in the withdrawal, qualification or reduction of the then existing ratings of the Certificates or them being placed on credit watch with negative implications.

    The Courtyard Manager manages approximately 204 and hotels containing approximately 29,900 rooms, including the Courtyard Properties.

THE WORLDWIDE PLAZA LOAN AND PROPERTY

    THE LOAN. The Worldwide Plaza Loan was originated by LB Holdings on June 11, 1997 (the "Worldwide Plaza Closing Date") and had a principal balance at origination of $275,000,000. Its principal balance as of the Cut-Off Date is $273,576,031. The Worldwide Plaza Loan is secured by an Amended and Restated Mortgage and Security Agreement (the "Worldwide Plaza Mortgage") encumbering the fee interest of the Worldwide Plaza Borrower in the property known as Worldwide Plaza, a 47-story office tower, located between Eighth and Ninth Avenues, between 49th and 50th Streets, New York, New York (the "Worldwide Plaza Property"). The Worldwide Plaza Loan is evidenced by an amended and restated note given by the Worldwide Plaza Borrower in favor of LB Holdings (the "Worldwide Plaza Mortgage Note").

    THE BORROWER. BRE/Worldwide L.L.C. (the "Worldwide Plaza Borrower") is a special purpose Delaware limited liability company; its limited liability company agreement, as amended, limits its activities to owning, managing and operating the Worldwide Plaza Property and holding subordinate mortgages which encumber the Worldwide Plaza Amenities Parcel. The special purpose member of the Worldwide Plaza Borrower is BRE/WW L.P. (the "Worldwide Plaza SPM"), a Delaware limited partnership whose authority is limited to holding a membership interest in the Worldwide Plaza Borrower. The general partner of the Worldwide Plaza SPM is BRE/WW Inc., a special purpose Delaware corporation. The Worldwide Plaza Borrower is an affiliate of Blackstone Real Estate Advisors L.P.

    SECURITY. The Worldwide Plaza Loan is a non-recourse loan, secured by the fee interest of the Worldwide Plaza Borrower in the Worldwide Plaza Property and certain additional collateral (including an assignment of leases and rents and funds in certain accounts).

    The payment of the Worldwide Plaza Loan is guaranteed by an amended and restated limited recourse guarantee (the "Worldwide Plaza Guarantee") dated as of June 11, 1997, by New York Communications Center Associates L.P. (the "Worldwide Plaza Guarantor") in favor of LB Holdings. The Worldwide Plaza Guarantee is secured by a Guaranty Mortgage and Security Agreement (the "Worldwide Plaza Guaranty Mortgage"), dated as of June 11, 1997, given by the Worldwide Plaza Guarantor to LB Holdings. The Worldwide Plaza Guaranty Mortgage encumbers the fee interest of the Worldwide Plaza Guarantor in certain property located adjacent to the Worldwide Plaza Property, including retail shops, a movie theater, a health club and a parking garage (the "Worldwide Plaza Amenities Parcel"). In addition, the Worldwide Plaza Borrower is required to provide additional collateral for the repayment of the Worldwide Plaza Loan, as described below under "--Additional Collateral".

    The Worldwide Plaza Property is owned in fee simple by the Worldwide Plaza Borrower. Subject to exceptions for fraud, material misrepresentation or misappropriation of funds and certain environmental matters, neither the Worldwide Plaza Borrower nor any of its affiliates is personally liable for the payment of the Worldwide Plaza Loan. The Worldwide Plaza Borrower has agreed, pursuant to an Environmental Indemnity Agreement, to indemnify the lender and its successors and assigns (including the Trust) with

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respect to liabilities arising from or in connection with certain environmental matters. Such indemnification covers both the Worldwide Plaza Property and the Worldwide Plaza Amenities Parcel. The Worldwide Plaza Borrower has represented that it has good and marketable fee simple title to the Mortgaged Property, subject to certain encumbrances permitted by LB Holdings. LB Holdings is the named insured under the title policy (which will be assigned to the Trustee) which insures that the Worldwide Plaza Mortgage constitutes a valid and enforceable first lien on the Worldwide Plaza Property, subject to certain exceptions and exclusions from coverage set forth therein. LB Holdings is the named insured under the title policy (which will be assigned to trustee) which insures the Worldwide Plaza Amenities Parcel.

    PAYMENT TERMS. The Worldwide Plaza Loan matures on July 10, 2017 (the "Worldwide Plaza Maturity Date"). There are three principal components of the Worldwide Plaza Loan (each a "Worldwide Plaza Component"). Two of such principal components bear interest at a fixed rate; the first in the amount of $118,576,031 as of the Cut-Off Date (the "Worldwide Plaza Fixed Component A"), and the second in the amount of $105,000,000 (the "Worldwide Plaza Fixed Component B", and together with the Worldwide Plaza Fixed Component A, the "Worldwide Plaza Fixed Components"). The third principal component bears interest at a variable rate and has a principal amount of $50,000,000 (the "Worldwide Plaza LIBOR Component").

    The Worldwide Plaza Fixed Components bear interest at a fixed rate per annum of 7.92% (the "Worldwide Plaza Fixed Interest Rate") until July 10, 2004 (the "Worldwide Plaza Anticipated Repayment Date"). The scheduled principal balance of the Worldwide Plaza Loan as of the Worldwide Plaza Anticipated Repayment Date after taking into account application of the Worldwide Plaza Additional Collateral in reduction of the principal balance of the Worldwide Plaza Loan will be approximately $209,107,025. The Worldwide Plaza LIBOR Component bears interest at LIBOR plus 0.55% (the "Worldwide Plaza LIBOR Rate") until the Worldwide Plaza Anticipated Repayment Date and bears interest at the same rate as the Worldwide Plaza Fixed Components after the Worldwide Plaza Anticipated Repayment Date. "LIBOR" shall mean, with respect to each Worldwide Plaza Interest Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on Telerate Page 3750 (or the successor thereto) as of 11:00 a.m., London time, on the related LIBOR Determination Date. If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London time, on such LIBOR Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen LIBOR Page as of 11:00 a.m., London time, on such LIBOR Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen LIBOR Page as of 11:00 a.m., London time, on such LIBOR Determination Date, the Master Servicer shall request the principal London Office of any four major reference banks in the London interbank market selected by the Master Servicer to provide such bank's offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such LIBOR Determination Date for the amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Master Servicer shall request any three major banks in New York City selected by the Master Servicer to provide such bank's rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time, on the applicable LIBOR Determination Date for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined by the Master Servicer or its agent. "LIBOR Business Day" means any day on which dealings in foreign currencies and exchange are carried on in London, England, and in New York, New York. "LIBOR Determination Date" means, with respect to each Interest Accrual Period, the tenth day of the month in which such Interest Accrual Period commences, or if such day not a LIBOR Business Day, the prior LIBOR Business Day. "Reuters Screen LIBOR Page" means the display page designated as "LIBO" on the Reuters Monitor Money Rates Service. The Worldwide Plaza Interest Period is the period commencing on the tenth day of each calendar month and ending on the ninth day of the next occurring calendar month. On and after the Worldwide Plaza Anticipated Repayment Date, all three principal

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components of the Worldwide Plaza Loan will accrue interest at an interest rate
(the "Worldwide Plaza Adjusted Interest Rate") which is fixed on the Worldwide Plaza Anticipated Repayment Date as the greater of (i) the Worldwide Plaza Fixed Interest Rate plus 2% or (ii) the average yield, calculated by linear interpolation of the yields on U.S. Treasury obligations with terms (one longer and one shorter) most nearly approximating those of U.S. Obligations having maturities as close as possible to the Worldwide Plaza Maturity Date plus 2%.

    After the Worldwide Plaza Anticipated Repayment Date, the Worldwide Plaza Borrower will only be required to make current interest payments on the Worldwide Plaza Fixed Components and the Worldwide Plaza LIBOR Component at the Worldwide Plaza Fixed Interest Rate, and the interest accrued at the excess of the Worldwide Plaza Adjusted Interest Rate over the Worldwide Plaza Fixed Interest Rate will be deferred and added to the principal amount of the Worldwide Plaza Loan (such accrued and deferred interest, the "Worldwide Plaza Excess Interest").

    Interest on the Worldwide Plaza Loan is calculated based on the actual number of days elapsed and a 360-day year.

    The Worldwide Plaza Loan requires 240 monthly payments of interest at the Worldwide Plaza Fixed Interest Rate or the Worldwide Plaza LIBOR Rate, as applicable, and scheduled principal (the "Worldwide Plaza Monthly Debt Service Payment") commencing on August 10, 1997 in the amount of $2,238,964 (based on a 240-month amortization schedule, the Worldwide Plaza Fixed Interest Rate and an assumed Worldwide Plaza LIBOR Rate of 6.200%). The principal portion of each payment (the "Worldwide Plaza Principal Reduction Payment") will be applied in the following order: first, to reduction of the Worldwide Plaza Fixed Component A, until such amount is paid in full; second, to the Worldwide Plaza LIBOR Component, until such amount is paid in full; and third, to the Worldwide Plaza Fixed Component B until such amount is paid in full.

    Payment of the balance of the principal together with all accrued and unpaid interest (including Worldwide Plaza Excess Interest) is required on the Worldwide Plaza Maturity Date.

    Commencing on the first Due Date after an event of default and continuing on each Due Date thereafter, in addition to the Worldwide Plaza Monthly Debt Service Payment, 100% of Worldwide Plaza Excess Cash Flow for the prior month will be required to be paid to the Master Servicer. As used herein, "Worldwide Plaza Excess Cash Flow" means, for each period of determination, the sum of all income from the Worldwide Plaza Property plus disbursements from the tax and insurance escrow fund and the rollover reserve fund minus the sum of (a) debt service on the Worldwide Plaza Loan; (b) payments to a tax and insurance escrow fund; (c) payments to a rollover reserve fund; (d) operation expenses of the property (all expenditures related to the operation, maintenance and management of the Worldwide Plaza Property incurred on a regular basis, as approved by Master Servicer); and (e) capital expenditures. A "Worldwide Plaza Debt Service Period" means the period from and including the tenth day of the month immediately preceding each respective Due Date to the ninth day of the month in which such Due Date occurs.

    Any interest payment or principal payment not paid when due will bear interest at a default rate equal to the lesser of (a) 4% plus the Worldwide Plaza Fixed Interest Rate, the Worldwide Plaza LIBOR Rate or the Worldwide Plaza Adjusted Interest Rate, as applicable, and (b) the maximum amount allowed by law (the "Worldwide Plaza Default Rate").

    As additional collateral for the Worldwide Plaza Loan, the Worldwide Plaza Borrower has collaterally assigned to the Trustee all of the Worldwide Plaza Borrower's right title and interest in and to the Worldwide Plaza Interest Rate Cap Agreement. The "Worldwide Plaza Interest Rate Cap Agreement" is an interest rate cap agreement in a notional amount equal to the initial aggregate principal amount of the Worldwide Plaza LIBOR Component between the Worldwide Plaza Borrower and a counterparty acceptable to the Ratings Agencies and which agreement (i) has a term of not less than 7 years and (ii) requires payment by the counterparty of all interest in such notional amount in excess of 9%. See "Risk Factors-- The Mortgage Loans--Risks Relating to the Worldwide Plaza Interest Rate Cap Agreement" herein.

    ADDITIONAL COLLATERAL. The Worldwide Plaza Borrower provided a $2,000,000 letter of credit from The Chase Manhattan Bank, and must also provide $2,000,000 in cash or by an additional letter of credit

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on each August 1 starting in 1998 and ending in 2003 (such deposits, the
"Worldwide Plaza Additional Collateral"). The Worldwide Plaza Additional Collateral will be released to the Worldwide Plaza Borrower if the Worldwide Plaza LIBOR Component has been reduced through voluntary prepayments (other than voluntary prepayments in connection with the release of the Worldwide Plaza Amenities Parcel or Special Lease Payments) by $14,000,000 by the Worldwide Plaza Borrower prior to the Worldwide Plaza Anticipated Repayment Date.

    Upon failure of the Worldwide Plaza Borrower to deliver any of the required Worldwide Plaza Additional Collateral, the Master Servicer has the right to apply any balance of the Worldwide Plaza Additional Collateral to the repayment of the Worldwide Plaza LIBOR Component. Upon such application, the Worldwide Plaza Borrower will then be required to pay to the Master Servicer the amount of $166,667 per month to reduce any remaining Worldwide Plaza LIBOR Component until the Worldwide Plaza LIBOR Component has been reduced by $14,000,000.

    Upon any event of default under the Worldwide Plaza Loan documents, the Master Servicer has the right to apply the Worldwide Plaza Additional Collateral to payments of any amounts then due and payable under the Worldwide Plaza Loan documents, and the remainder will be required to be used to reduce the Worldwide Plaza LIBOR Component and the Worldwide Plaza Fixed Components. If the Worldwide Plaza Loan is not repaid on or prior to the Worldwide Plaza Anticipated Repayment Date, the Master Servicer will be required to apply the Worldwide Plaza Additional Collateral in the following priority: (a) payment of accrued and unpaid interest; (b) payment of the outstanding Worldwide Plaza LIBOR Component; and (c) payment of the Worldwide Plaza Fixed Components.

    PREPAYMENT. The Worldwide Plaza LIBOR Component is prepayable on any Due Date without penalty upon 15 days written notice to the Master Servicer (each, a "Voluntary LIBOR Payment"). Voluntary LIBOR Payments, Special Lease Payments, payments of the release price for the Worldwide Amenities Parcel and any application of the Additional Collateral are collectively "Unscheduled Principal Payments." On or before the Worldwide Plaza Anticipated Repayment Date, any Unscheduled Principal Payments are required to be applied to reduce the outstanding principal balance of the Worldwide Plaza LIBOR Component until such component is paid in full, any excess amounts will be applied to reduce the balance of the Worldwide Plaza Fixed Components as described below.

    Voluntary prepayment of the Worldwide Plaza Fixed Component is prohibited prior to the Worldwide Plaza Anticipated Repayment Date. On such date and thereafter, the Worldwide Plaza Borrower will be permitted to prepay the Worldwide Plaza Fixed Components, in whole or in part, on any Due Date, without payment of a yield maintenance premium, provided that the Worldwide Plaza Borrower pays all sums due on the Worldwide Plaza Loan through such Due Date. Principal prepayments on the Worldwide Plaza Loan are required to occur on Due Dates. The Worldwide Plaza Loan may also be prepaid as a result of certain events with respect to condemnation or casualty, as described below under "--Condemnation and Casualty" and in connection with a release as described below under "--Release in Exchange for Substitute Collateral".

    If, prior to the second anniversary of the Closing Date, all or any part of the principal amount of the Worldwide Plaza Fixed Components is prepaid, as a result of Special Lease Payments and payment of the release price for the Worldwide Plaza Amenities Parcel or any Additional Collateral Payments, the Worldwide Plaza Borrower will be required to make a payment (the "Worldwide Plaza Lockout Yield Maintenance Payment") equal to the greater of (A) 1% of the outstanding principal amount of the Worldwide Plaza Fixed Components to be prepaid and (B) the Worldwide Plaza Yield Maintenance Premium that would be required if a Worldwide Plaza Defeasance Event had occurred in an amount equal to the outstanding principal amount of the Worldwide Plaza Fixed Components to be prepaid. The "Worldwide Plaza Yield Maintenance Premium" is the amount (if any) which, when added to that portion of the Worldwide Plaza Fixed Component to be prepaid will be sufficient to purchase U.S. Obligations which provide payment on or prior to, but as close as possible to, all successive Worldwide Plaza Due Dates and in amounts equal to the payments due on such dates with respect to the portion of the Worldwide Plaza Fixed Component subject to the Worldwide Plaza Defeasance Event. No Worldwide

Plaza Lockout Yield Maintenance Payment will be required in connection with prepayments made on or after the Worldwide Plaza Anticipated Repayment Date.

    If any part of the Worldwide Plaza Fixed Component is prepaid during the Worldwide Plaza Defeasance Period as a result of Unscheduled Principal Payment, such payment will be treated as a Worldwide Defeasance Event, and will be subject to the Worldwide Plaza Defeasance Conditions with the amount of the related Worldwide Plaza Defeasance Deposit being equal to the amount so prepaid, PROVIDED, HOWEVER, that if the Unscheduled Principal Payment causing the Worldwide Plaza Defeasance Event is the payment of all or any portion of the release price for the Worldwide Plaza Amenities Parcel (such amount, the "Worldwide Plaza Defeasance Release Amount"), the amount of principal subject to the defeasance will equal the Worldwide Plaza Defeasance Release Amount, and the Worldwide Plaza Borrower will be required to increase the Worldwide Plaza Defeasance Deposit as necessary to defease a portion of the Worldwide Plaza Loan equal to the Worldwide Plaza Defeasance Release Amount.

    RELEASE IN EXCHANGE FOR SUBSTITUTE COLLATERAL. The Worldwide Plaza Borrower is permitted at any time during the Worldwide Plaza Defeasance Period, to defease all or a portion of the Worldwide Plaza Fixed Component (each such defeasance, a "Worldwide Plaza Defeasance Event") provided that, among other conditions, the holder of the Worldwide Plaza Loan has not accelerated the Worldwide Plaza Maturity Date and the Worldwide Plaza Borrower pays (a) all interest accrued and unpaid on the principal balance of the Worldwide Plaza Loan, (b) all other sums due under the Worldwide Plaza Loan documents and (c) the Worldwide Plaza Defeasance Deposit. The "Worldwide Plaza Defeasance Period" is the period running from the day after the date that is two years after the Closing Date until the Worldwide Plaza Anticipated Repayment Date. The "Worldwide Plaza Defeasance Deposit" is the amount sufficient to purchase U.S. Obligations that provide payments on or prior to, but as close as possible to, all successive Due Dates with respect to the Worldwide Plaza Fixed Component subject to the defeasance, together with accrued and unpaid interest, all transfer taxes and related transfer costs, and any costs and expenses incurred in connection with the purchase of such U.S. Obligations. The Master Servicer will be required to use the Worldwide Plaza Defeasance Deposit to purchase such U.S. Obligations.

    In addition, the Worldwide Plaza Borrower is required to deliver to the Master Servicer (a) a security agreement granting the Trustee a first priority lien on the Worldwide Plaza Defeasance Deposit and the U.S. Obligations purchased with the Worldwide Plaza Defeasance Deposit (the "Worldwide Plaza Defeasance Collateral"), (b) an opinion of counsel for the Worldwide Plaza Borrower stating that (i) the Trustee has a perfected first priority security interest in the Worldwide Plaza Defeasance Collateral, (ii) the Worldwide Plaza Defeasance Collateral has been duly and validly transferred to the Trust and
(iii) such transfer will not affect the status of either Trust REMIC as a REMIC,
(c) a certificate by a "Big 6" accounting firm or other accountant approved by the Master Servicer concerning the sufficiency of the Worldwide Plaza Defeasance Collateral and (d) confirmation from each of the Rating Agencies that the defeasance will not result in a withdrawal, qualification or downgrading of the then existing ratings of the Certificates (clauses a-d, the "Worldwide Plaza Defeasance Conditions"). In the event only a portion of the Worldwide Plaza Fixed Components is the subject of the defeasance, the Worldwide Plaza Borrower will be required to execute replacement notes evidencing the remaining amount outstanding under the Worldwide Plaza Loan (the "Worldwide Plaza Undefeased Note"), and another note having a balance equal to the amount of the Worldwide Plaza Mortgage Note to be defeased by payment of the Worldwide Plaza Defeasance Deposit the ("Worldwide Plaza Defeased Note").

    If the Worldwide Plaza Property has been released as a result of a defeasance, the Worldwide Plaza Borrower will be permitted, and the Master Servicer will have the right to require the Worldwide Plaza Borrower, to assign all of its obligations and rights under the Worldwide Plaza Mortgage Note together with the Worldwide Plaza Defeasance Collateral to a successor mortgagor approved by the Master Servicer. In such event, the successor mortgagor will assume the Worldwide Plaza Borrower's obligations under the related note and the security agreement and thereupon the Worldwide Plaza Borrower will be relieved of its obligations thereunder.

    RELEASE OF WORLDWIDE PLAZA AMENITIES PARCEL. The Worldwide Plaza Borrower, on behalf of the Worldwide Plaza Guarantor, may obtain the release of the Worldwide Plaza Amenities Parcel, upon the payment of a release price of $30,000,000. The Worldwide Plaza Borrower will also be required to pay all costs of the Master Servicer in connection with such release. On or before the Worldwide Plaza Anticipated Repayment Date, such release price will be applied to reduce the Worldwide Plaza LIBOR Component, until paid in full. If the Worldwide Plaza LIBOR Component has been paid in full, and the release price is paid prior to the second anniversary of the Closing Date, the release price will be applied first to the Worldwide Plaza Fixed Component A and if the Worldwide Plaza Fixed Component A has been paid in full, then to the Worldwide Plaza Fixed Component B, in each case subject to a Worldwide Plaza Lockout Yield Maintenance Payment. If such payment is made after the second anniversary of the Closing Date, the payment will be treated as a Worldwide Plaza Defeasance Event, the amount of principal subject to the defeasance will equal the Worldwide Plaza Defeasance Release Amount, and the Worldwide Plaza Borrower will be required to increase the Worldwide Plaza Defeasance Deposit as necessary to defease a portion of the Worldwide Plaza Loan equal to the Worldwide Plaza Defeasance Release Amounts and meet Worldwide Plaza Defeasance Requirements. All such payments applied after the Worldwide Plaza Anticipated Repayment Date, such amount will be applied first, to the Worldwide Plaza Fixed Component A until such amount is paid in full; second, to the Worldwide Plaza LIBOR Component until such amount is paid in full; and third, to the Worldwide Plaza Fixed Component B, until such amount is paid in full.

    SPECIAL LEASE PAYMENTS. The Worldwide Plaza Loan documents provide that certain special lease payments (the "Special Lease Payments") made to the Worldwide Plaza Borrower will be paid by the Worldwide Plaza Borrower and will be treated as prepayments on the Worldwide Plaza Loan. These payments include payments approved by the Master Servicer in connection with any modification, surrender or termination of any lease for space which exceeds 20,000 square feet (net of costs or expenditures by the Worldwide Plaza Borrower to re-tenant the related space). On or before the Worldwide Plaza Anticipated Repayment Date, such release price will be applied to reduce the Worldwide Plaza LIBOR Component, until paid in full. If the Worldwide Plaza LIBOR Component has been paid in full, and the release price is paid prior to the second anniversary of the Closing Date, the release price will be applied first to the Worldwide Plaza Fixed Component A and if the Worldwide Plaza Fixed Component A has been paid in full, then to the Worldwide Plaza Fixed Component B, in each case subject to a Worldwide Plaza Lockout Yield Maintenance Payment. If such payment is made after the second anniversary of the Closing Date, the payment will be treated as a defeasance of the amount so paid and the Worldwide Plaza Borrower will be required to make a Worldwide Defeasance Deposit and the Worldwide Plaza Defeasance Conditions. All such payments applied after the Worldwide Plaza Anticipated Repayment Date, such amount will be applied first, to the Worldwide Plaza Fixed Component A until such amount is paid in full; second, to the Worldwide Plaza LIBOR Component until such amount is paid in full; and third, to the Worldwide Plaza Fixed Component B, until such amount is paid in full.

    TRANSFER OF PROPERTIES AND INTEREST IN BORROWER; ENCUMBRANCE. The Worldwide Plaza Borrower is generally prohibited from transferring or encumbering the Worldwide Plaza Property without the consent of the Master Servicer, which consent is not to be unreasonably withheld if the Worldwide Plaza Borrower obtains confirmation from the Rating Agencies that any such transfer or encumbrance will not result in a downgrade, qualification or withdrawal of the initial, or if higher, then-current ratings of the Certificates.

    Notwithstanding the foregoing, transfers of any interest in any member of the Worldwide Plaza Borrower to an entity which is directly or indirectly in control of, under common control with or controlled by Blackstone Real Estate Advisors L.P. (a "Blackstone Affiliate") may be made, provided that after such transfer, such member continues to be a Blackstone Affiliate. "Control" of an entity, for purposes of this section, means the exclusive power (directly or indirectly) to direct or cause the direction of the management and policies of such entity whether by contract or otherwise (it being understood that the requirement of another person to approve or otherwise consent to one or more actions shall not, in and of itself, be deemed to be a failure of such exclusive power by such entity), provided, a Person exercising such power has an economic interest in the entity being controlled. Transfers of the interest of any member of the Worldwide Plaza Borrower that is not a Blackstone Affiliate, or of any interest in any limited partner of the Worldwide Plaza Guarantor are also permitted.

    In addition, certain other transfers are permitted with respect to the Worldwide Plaza Borrower's affiliates or the Worldwide Plaza Property without Master Servicer approval or Rating Agency confirmation upon satisfaction of certain conditions. Such permitted transfers include: (i) transfers of membership interests in the Worldwide Plaza Borrower (other than transfers by the Worldwide Plaza SPM) to certain existing members of the Worldwide Plaza Borrower, (ii) transfers of or the issuance of membership or partnership interests, as the case may be, in the Worldwide Plaza Borrower or any guarantor of the Worldwide Plaza Loan (other than transfers by the Worldwide Plaza SPM) to any Blackstone Affiliate or the transfer of the Worldwide Plaza Property to a Blackstone Affiliate; (iii) the transfer or issuance of any membership interests in the Worldwide Plaza Borrower to any party or entity that is not a Blackstone Affiliate (a "Non-Blackstone Membership Change") if, after giving effect to any such Non-Blackstone Membership Change(s), (A) less than thirty percent (30%) of the membership interests in Worldwide Plaza Borrower are vested in a party or parties who are not Blackstone Affiliates; (B) one or more Blackstone Affiliates retains management control of the Worldwide Plaza Borrower and (C) the Worldwide Plaza SPM's interest has not been transferred; (iv) the transfer of the Worldwide Plaza Property or interest in the Worldwide Plaza Borrower to an entity 100% of the beneficial interests of which are owned (directly or indirectly) by an Approved Transferee; or (v) the transfer of the Worldwide Plaza Property to (A) a Blackstone REIT; (B) a partnership, the sole general partner of which is the Blackstone REIT (the "Operating Partnership") or (C) an entity, 100% of the beneficial interests of which are owned by a Blackstone REIT or the Operating Partnership.

    An "Approved Transferee" means a Person with an equity market capitalization or net worth of $250 million or more that controls office properties having a value of $500 million or more or, if such Person is a pension fund advisor, one that controls $500 million or more of office properties (in each case without giving consideration to the acquisition of the Property), and such Person is a
(A) a publicly traded real estate investment trust or the operating partnership thereof; (B) a pension fund, pension trust or pension account, (C) an insurance company, (D) a national money-center bank or (E) a Person with a long-term unsecured debt rating from the Rating Agencies of at least investment grade. A "Blackstone REIT" means a publicly traded real estate investment trust in which
(A) Blackstone Affiliates own no less than 20% of the beneficial ownership interests and can direct or cause the direction of no less than 20% of the members of the board of directors and (B) at least 33% of the assets constituting the properties in the real estate investment trust were contributed by Blackstone Affiliates.

    The requirements for the transfers described in the second preceding paragraph include, (i) that no event of default or event which with the giving of notice or the passage of time would constitute an event of default under the Worldwide Plaza Loan documents has occurred and remains uncured; (ii) that the Master Servicer has received a non-consolidation opinion with respect to the transferee, any new manager and any relevant constituent entities; (iii) that the Master Servicer has received evidence reasonably satisfactory to it that the single purpose nature and bankruptcy remoteness of such transferee and its constituent parties following such sale or transfer are in accordance with the standards of the Rating Agencies; and (iv) with respect to any transfers of the Worldwide Plaza Property, that the transferee has executed an assumption of the Worldwide Plaza Loan documents evidencing such transferee's agreement to abide by and be bound by the terms of the Worldwide Plaza Loan documents, together with such legal opinions and title insurance endorsements as may be reasonably requested by Master Servicer.

    RESERVES. Pursuant to the terms of the Worldwide Plaza Loan, the Worldwide Plaza Borrower has established a rollover reserve fund into which the Worldwide Plaza Borrower deposited, as of the date of origination, $4,000,000 for tenant improvement and leasing commission obligations, tenant work allowances or other expenses incurred in connection with the leasing of the Worldwide Plaza Property. As of September 16, 1997, the balance of the rollover reserve fund was $3,838,674. The Worldwide Plaza Borrower has also established a tax and insurance account to be funded monthly by an amount equal to 1/12th of the aggregate insurance premiums and taxes in respect of the Worldwide Plaza Property payable in the succeeding twelve months.

    CASH MANAGEMENT. All rents and other income with respect to the Worldwide Plaza Property is required to be deposited directly by the Worldwide Plaza Borrower, the tenants, and the managers of the Worldwide Plaza Property in a segregated cash management account (the "Worldwide Plaza Cash

Management Account"). The Worldwide Plaza Cash Management Account will be subject to the sole dominion, control and discretion of the Master Servicer.

    APPLICATION OF FUNDS HELD IN CASH MANAGEMENT ACCOUNT. Provided that no event of default under the Worldwide Plaza Loan documents shall have occurred and be continuing, the Master Servicer will cause the funds held in the Worldwide Plaza Cash Management Account to be distributed on a monthly basis in the following order: (a) to fund the tax and insurance escrow fund, (b) to fund payment of interest on the Worldwide Plaza Fixed Component A, (c) to fund payment of interest on the Worldwide Plaza LIBOR Component, (d) to fund payment of interest on the Worldwide Plaza Fixed Component B, (e) to fund payment of the Worldwide Plaza Principal Reduction Payment, (f) to pay other amounts due under the Worldwide Plaza loan documents, (g) if after the Worldwide Plaza Anticipated Repayment Date, to fund payments for monthly cash expenses incurred in accordance with the related approved annual budget, (h) if after the Worldwide Plaza Anticipated Repayment Date, to fund payments for extraordinary expenses approved by the Master Servicer, (i) if on or after the Worldwide Plaza Anticipated Repayment Date, to pay principal until the outstanding principal balance of the Worldwide Plaza Loan is reduced to zero, (j) if on or after the Worldwide Plaza Anticipated Repayment Date, to pay the Worldwide Plaza Excess Interest, and (k) to make payment to the Worldwide Plaza Borrower of any excess amount. The Chase Manhattan Bank is the cash management bank under the cash management agreement for the Worldwide Plaza Property.

    Upon the occurrence of an event of default under the Worldwide Plaza Loan documents, the Master Servicer will be required by the Pooling Agreement to apply the funds in the Worldwide Plaza Cash Management Account in the following order: (a) to fund the tax and insurance escrow fund in accordance with the Servicing Standard, (b) to fund payment of interest on the Worldwide Plaza Fixed Component A at the Worldwide Plaza Fixed Interest Rate, (c) to fund payment of interest on the Worldwide Plaza LIBOR Component at the Worldwide Plaza LIBOR Rate, (d) to fund payment of interest on the Worldwide Plaza Fixed Component B at the Worldwide Plaza Fixed Interest Rate, (e) to fund payment of principal on the Worldwide Plaza Fixed Component, (f) to fund payment of principal on the Worldwide Plaza LIBOR Component, (g) to fund payment of principal on the Worldwide Plaza Fixed Component B, (h) to fund payment of the Worldwide Plaza default interest, and (i) to pay other amounts due under the Worldwide Plaza Loan documents.

    All rents and other income with respect to the Worldwide Plaza Amenities Parcel are required to be deposited directly by the Worldwide Plaza Guarantor, the tenants, and the managers of the Worldwide Plaza Amenities Parcel in a segregated cash management account, which account will be subject to the sole dominion, control and discretion of the Master Servicer. On the occurrence of an Event of Default under the Worldwide Plaza Loan, the amounts in such account will be required to be paid to a sub-account for payment of amounts due under the Worldwide Plaza Loan.

    INSURANCE. The Worldwide Plaza Borrower is required to maintain (a) comprehensive all risk insurance, in an amount no less than 100% of the full replacement cost of the Mortgaged Property, and containing an endorsement waiving all co-insurance provisions, (b) business interruption insurance in an amount equal to not less than eighteen months profits and necessary expenses from the Mortgaged Property, (c) comprehensive public liability insurance on an "occurrence basis" with a combined single limit of not less than $5,000,000 with respect to personal injury or death to one or more persons, (d) "umbrella" liability coverage of not less than $100,000,000 per occurrence, (e) comprehensive boiler and machinery insurance in an amount equal to full replacement cost, (f) workers' compensation as required by the laws of New York,
(g) at all times during which structural construction, repairs or alterations are being made, owner's contingent liability policy and builder's risk insurance providing the same coverage as described under clause (a) of this paragraph, and
(h) such other insurance as is generally available on commercially reasonable terms and is generally required by institutional lenders for properties similar to the Worldwide Plaza Properties.

    All primary insurers providing coverage as described above must be authorized to issue in the states which the insured Mortgaged Property is located. The insurance described above are required to be maintained with one or more primary insurers having a claims-paying ability (published or unpublished) rated at least "AA" or its equivalent by S&P and one other Rating Agency. The property insurers for the Worldwide Plaza Property are AIG, which has a claims paying ability rating of "AAA" by S&P and "A++" by Best's, Great American Insurance Co., which is rated "B" by S&P and "A" by Best's, Firemen's Fund, which is rated "A" by S&P and "A" by Best's, Traveler's, which is rated "A+" by S&P and "A" by Best's and American National Fire, which is rated "B" by S&P and "A" by Best's.

    CONDEMNATION AND CASUALTY. In case of any material damage to the Worldwide Plaza Property or any part thereof (each, a "Worldwide Plaza Casualty"), the Worldwide Plaza Borrower is required, promptly upon becoming aware of such damage, to give written notice to the Master Servicer describing the nature and extent of such damage.

    In case of a Worldwide Plaza Casualty, the Worldwide Plaza Borrower is generally required, whether or not the proceeds of insurance (hereafter "Worldwide Plaza Insurance Proceeds") on account of such Worldwide Plaza Casualty are sufficient for such purpose, at its expense, promptly to commence and complete the restoration, replacement or rebuilding of the Worldwide Plaza Property as nearly as possible to its condition immediately prior to such Worldwide Plaza Casualty (such restoration, replacement and rebuilding, a "Worldwide Plaza Restoration").

    In the event of a Worldwide Plaza Casualty where the Worldwide Plaza Insurance Proceeds are less than $2.5 million, the Master Servicer is required to remit such Worldwide Plaza Insurance Proceeds to the Worldwide Plaza Borrower provided certain requirements are met. Where the Worldwide Plaza Insurance Proceeds exceed $2.5 million, the Master Servicer will be required to provide such Worldwide Plaza Insurance Proceeds to the Worldwide Plaza Borrower provided certain conditions are met, including, without limitation, that no Event of Default has occurred and is continuing, the leases that may be terminated as a result of the Worldwide Plaza Casualty account for less than 40% of the rents for the Worldwide Plaza Property, and the Master Servicer is satisfied that the operating deficit resulting from the Worldwide Plaza Casualty will be made up from other sources of income to the Worldwide Plaza Borrower.

    The Worldwide Plaza Borrower is required to give the Master Servicer notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting any portion of the Property. Notwithstanding any taking by any public or quasi-public authority through eminent domain or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), the Worldwide Plaza Borrower is required to continue to pay the amounts due under the Worldwide Plaza Loan at the time and in the manner provided for its payment in the Worldwide Plaza Loan documents and such amounts will not be reduced until any award or payment therefor (a "Worldwide Plaza Award") is actually received and applied by the Master Servicer, after the deduction of expenses of collection, to the reduction or discharge of such amount. The Master Servicer will not be limited to the interest paid on the Worldwide Plaza Award by the condemning authority but will be entitled to receive out of the award interest at the rate or rates provided under the Worldwide Plaza Loan documents. If the Worldwide Plaza Property or any portion thereof is taken by a condemning authority, the Worldwide Plaza Borrower is required to promptly commence and diligently prosecute the Restoration of the property. The Worldwide Plaza Borrower is required to pay all costs of such Restoration whether or not such costs are covered by the Worldwide Plaza Award.

    FINANCIAL REPORTING. The Worldwide Plaza Borrower is required to keep and maintain accurate books and records on a fiscal year basis for both the Worldwide Plaza Property and the Worldwide Plaza Amenities Parcel and is required to prepare and deliver certain financial statements. The Worldwide Plaza Borrower is required to furnish to the Master Servicer, among other things, (a) not later than 20 days after the end of each fiscal quarter, a balance sheet for the Worldwide Plaza Property and the Worldwide Plaza Amenities Parcel, and statements of income and cash flows, (b) not later than 40 days after the end of each fiscal year, a balance sheet for the Worldwide Plaza Property and the Worldwide Plaza Amenities Parcel, and statements of income and cash flows, (c) within 120 days following the end of each fiscal year, a complete copy of its annual financial statements prepared in accordance with GAAP, including statements of profit and loss for the Worldwide Plaza Borrower, the Worldwide Plaza Property and the Worldwide Plaza Amenities Parcel, and a balance sheet for the Worldwide Plaza Borrower and (d) on or before 20 days after the end of each calendar month, a rent roll for such month, a monthly and year-to-date operating statement and a calculation of debt service coverage ratio.

    SUBORDINATE DEBT. The Worldwide Plaza Amenities Parcel is subject to four subordinate mortgages in the combined amount of $263,763,363 (the "Worldwide Plaza Guarantor Subordinate Mortgages"). Pursuant to an Intercreditor and Subordination Agreement dated June 11, 1997 among the Worldwide Plaza Guarantor, the subordinate mortgagees and LB Holdings, the subordinate mortgagees have agreed that the liens of such subordinate mortgages are subordinate to the lien of the Worldwide Plaza Guaranty Mortgage.

    The subordinate mortgagees have agreed that if an event of default occurs under the Worldwide Plaza Loan documents, no payment with respect to the Worldwide Plaza Guarantor Subordinate Mortgages will be made by the Worldwide Plaza Guarantor or accepted by the subordinate mortgagees. In addition, the subordinate mortgagees have agreed to refrain from exercising the following enforcement actions among others with respect to the Worldwide Plaza Guarantor Subordinate Mortgages: (a) acceleration of the subordinate debt, (b) foreclosure proceedings, (c) exercise of any power of sale, and (d) acceptance of a deed in lieu of foreclosure. The Worldwide Plaza Borrower is the holder of the Second Amended and Restated Second Mortgage Note in the amount of $40,000,000 given by the Worldwide Plaza Guarantor and BRE/Worldwide II L.L.C. is the holder of that certain Second Amended and Restated Third Mortgage Note in the amount of $30,000,000 given by the Worldwide Plaza Guarantor. The Worldwide Plaza Borrower and BRE/Worldwide II L.L.C. have pledged their interest in the second and third mortgage to the Master Servicer, pursuant to that certain Pledge and Security Agreement dated June 11, 1997, by and among the Worldwide Plaza Borrower, BRE/Worldwide II L.L.C. and LB Holdings. The remaining subordinate mortgages are held by the Youth Renewal Fund whose right to transfer the mortgages is restricted and are not pledged to the Master Servicer.

    BANKRUPTCY PROCEEDINGS. The Worldwide Plaza Guarantor is operating under the Worldwide Plaza Reorganization Order. See "Risk Factors--The Mortgage Loans--Bankruptcy Proceedings".

    THE PROPERTY. The Mortgaged Property securing the Worldwide Plaza Loan is improved by a forty-seven story office building (the "Worldwide Plaza Building") completed in 1989 and located on a lot of approximately 4.0 acres. The Worldwide Plaza Building is an approximately 1.6 million square foot Class A Office Tower. The occupancy rate, as of September 1, 1997, was approximately 98.0% for the office portion of the Worldwide Plaza Building. The two largest tenant leases are net leases which require that the respective lessees, rather than the Worldwide Plaza Borrower, are responsible for payment of certain expenses such as real estate and personal property taxes, maintenance charges and insurance expenses. The remaining leases have base year expense stops to protect the Worldwide Plaza Borrower in the event of increases in the costs of providing services to tenants. The 1996 NOI of the property was $41,911,462 prepared in accordance with GAAP.

    The following table sets forth certain data regarding the major tenants at the Worldwide Plaza Property as of June 30, 1997:

                                                                                                                    % OF
                                                                        LEASE       RENTABLE         % OF         TOTAL(1)
TENANT                                                               EXPIRATION      (SQ FT)     PROPERTY GLA       RENTS
------------------------------------------------------------------  -------------  -----------  ---------------  -----------
Ogilvy & Mather Worldwide, Inc....................................         2009       585,460          32.2%           39.1%
Cravath, Swaine & Moore...........................................         2009       400,333          22.0%           29.0%
Polygram Holding, Inc. ...........................................         2011       307,121          16.9%           13.3%

(1) Includes the sum of (i) the first twelve month's base rent that each tenant must pay pursuant to its leases subsequent to June 30, 1997 (full credit is given to any rent steps occurring during the twelve months following June 30, 1997 and free rent periods currently in effect as of June 30, 1997 have been ignored), and (ii) operating expense and real estate tax recoveries paid by each tenant under its lease for the twelve months ended December 31, 1990 (except that such income has not been included for certain tenants whose leases were renegotiated in 1996 such that they will not pay expense recoveries in 1997).

    Based on an appraisal as of July 25, 1997, the appraised value of the Worldwide Plaza Property and the Worldwide Plaza Amenities Parcel was $416,000,000.

    PROPERTY MANAGEMENT. The Worldwide Plaza Property is managed by Zeckendorf Realty L.P., a Delaware limited partnership (the "Worldwide Plaza Manager"), pursuant to a management agreement (the "Worldwide Plaza Management Agreement") between the Guarantor, the Worldwide Plaza Borrower, Blackstone Real Estate Advisors L.P. (the "Worldwide Plaza Subagent") and the Worldwide Plaza Manager, dated October 23, 1996. The Worldwide Plaza Management Agreement provides for payment during 1997 of $44,167 per month to the Worldwide Plaza Manager and of $18,333 per month to the Worldwide Plaza Subagent. The above fees are increased annually by mutual agreement. The Worldwide Plaza Management Agreement is terminable at the option of any party on 30 days notice.

    The Worldwide Plaza Borrower, the Worldwide Plaza Guarantor and the Worldwide Plaza Manager have also entered into an Exclusive Leasing Agreement (the "Worldwide Plaza Leasing Agreement"). The Worldwide Plaza Manager is entitled to a commission based on the fixed rent payable under each signed lease under the following schedule: 5% of first year's fixed rent, 4% of second year's fixed rent, 3.5% of the third through fifth year's fixed rent, 2.5% of the sixth through tenth year's fixed rent and 2% of the eleventh and all succeeding year's rent. Fifty percent of such commissions are payable on execution and delivery of the lease, and fifty percent is due upon commencement of the payment of rent by tenant.

    The Worldwide Plaza Management Agreement and the Worldwide Plaza Leasing Agreement were assigned to LB Holdings by an assignment of management agreement dated June 11, 1997 by and among the Worldwide Plaza Borrower, the Worldwide Plaza Guarantor, LB Holdings, the Worldwide Plaza Manager and the Worldwide Plaza Subagent (the "Worldwide Plaza Assignment of Management Agreement")

    Except as permitted under the Worldwide Plaza Loan documents, the Worldwide Plaza Borrower has agreed not to surrender the Worldwide Plaza Management Agreement, consent to the assignment by the Worldwide Plaza Manager of its interest under the Worldwide Plaza Management Agreement, or terminate, cancel, modify or amend the Worldwide Plaza Management Agreement. Notwithstanding the foregoing, the Worldwide Plaza Borrower may terminate the Worldwide Plaza Management Agreement and replace the Worldwide Plaza Manager provided the following conditions are met: (a) the replacement management agreement complies with the provisions of the Worldwide Plaza loan documents; (b) the new manager executes an assignment of management agreement substantially similar to the Worldwide Plaza Assignment of Management Agreement; (c) Master Servicer receives a substantive non-consolidation opinion with respect to the new manager; (d) the new manager has sufficient experience in owning and managing similar properties; and (e) the Rating Agencies confirm that such termination and replacement will not result in a qualification, downgrade or withdrawal of the ratings then applicable to the Certificates.

    In addition to the foregoing, prior to June 11, 1999, the Worldwide Plaza Borrower may terminate the Worldwide Plaza Management Agreement and replace the Worldwide Plaza Manager with BREA Property Management of New York, L.L.C., or affiliates of Insignia/Edward S. Gordon Inc., Cushman & Wakefield Inc. or LaSalle Partners, provided that the conditions in clauses (a), (b) and (c) in the preceding paragraph have been met.

    If the Worldwide Plaza Manager becomes insolvent, or an event of default under the Worldwide Plaza Loan documents occurs and is continuing, then the Master Servicer may require the Worldwide Plaza Borrower to engage a bona-fide, independent third party management agent to manage the Worldwide Plaza Property, subject to confirmation from the Rating Agencies that the management of the Worldwide Plaza Property by such new manager will not result in a downgrade, qualification or withdrawal of the initial, or if higher, the then current ratings of the Certificates.

    Pursuant to Assignment of Management Agreement between the Worldwide Plaza Manager and the lender with respect to the Worldwide Plaza Management Agreement, the Worldwide Plaza Manager has agreed that its rights under the Worldwide Plaza Management Agreement are in all respects subordinate to the rights of the lender. The Worldwide Plaza Manager has also agreed that, upon the occurrence of an event of default under the Worldwide Plaza Loan, all payments owed or to become due to it under the Worldwide Plaza Management Agreement will be deferred and the lender may terminate the Worldwide Plaza Management Agreement.

THE PRENTISS LOAN AND PROPERTIES

    THE LOAN. The Prentiss Loan has a principal balance as of the Cut-Off Date of $180,100,000 and is secured by Mortgages (the "Prentiss Mortgages") encumbering 8 office properties located in Illinois, Virginia, Texas, and Michigan, and 4 industrial and warehouse properties, containing multiple Mortgaged Properties, located in Illinois, California, Missouri, and Wisconsin (the "Prentiss Properties"). The Prentiss Mortgages are cross-collateralized and cross-defaulted.

    THE BORROWER. Prentiss Properties Real Estate Fund I, L.P. (the "Prentiss Borrower") is a Delaware limited partnership formed on December 31, 1996, to own and to operate the Prentiss Properties. The Prentiss Borrower has no material assets other than the Prentiss Properties and related interests. The general partner of the Prentiss Borrower is Prentiss Properties Real Estate Fund I, LLC, (the "Prentiss G.P."), a Delaware limited liability corporation. Prentiss G.P.'s managing member is Prentiss Properties II, Inc. (the "Prentiss G.P. Managing Member"), a Delaware corporation formed solely for the purpose of acting as general partner of the managing member of the Prentiss Borrower, and a wholly owned subsidiary of Prentiss Properties Trust (the "Prentiss REIT"). The Prentiss REIT is a Maryland real estate investment trust, the stock of which is traded on the New York Stock Exchange, and is a reporting company under the Exchange Act. The other member of the Prentiss Borrower is Prentiss Properties Acquisition Partners, L.P. (the "Prentiss L.P."), a Delaware limited partnership which is 100% owned by the Prentiss REIT and its affiliates, employees and directors.

    SECURITY. The Prentiss Loan is a non-recourse loan, secured only by the fee estate, or, in the case of a portion of the One Northwestern Plaza property, the leasehold estate, of the Prentiss Borrower in each Prentiss Property and certain other collateral (including an assignment of leases and rents and the funds in certain accounts). Subject to exceptions for, among other things, fraud, intentional misrepresentation, breach of certain environmental indemnities and covenants and misapplication of funds, and except as described below, neither the Prentiss Borrower nor any of its affiliates is personally liable for payment of the Prentiss Loan. Prentiss L.P. has agreed to indemnify the lender with respect to certain environmental liabilities in connection with the Prentiss Property known as Pacific Gateway Center. See "Risk Factors-- The Mortgage Loans--Environmental Law Considerations."

    The Prentiss Borrower has made certain environmental representations and has represented that it has good and marketable fee simple title to all of the Prentiss Properties, except for a portion of the One Northwestern Plaza property as to which it has represented that it also has a leasehold interest, subject only to encumbrances (the "Prentiss Permitted Encumbrances") permitted by the lender under the loan documents, which include among other things indebtedness relating solely to the financing of construction of capital improvements, tenant improvements or building equipment or leasing costs payable to third parties or the Prentiss Manager in accordance with the Prentiss Management Agreement and incurred with respect to one or more of the Prentiss Properties and costs associated with such indebtedness, either unsecured or secured only by subordinate liens, and subject to, among other things, the following limitations: (i) that the aggregate amount of such indebtedness does not exceed an amount equal to 5% of the outstanding principal amount of the Prentiss Loan at any time, (ii) that the terms of such indebtedness shall require that the principal amount of such indebtedness will be repaid from net operating income prior to any distributions to any direct beneficial owner of an interest in the Prentiss Borrower (other than for income, franchise, or other taxes imposed on the Prentiss Borrower for the privilege of doing business in the jurisdictions in which the property is located) and (iii) such indebtedness is subject to a subordination and standstill agreement satisfactory in form and substance to the Master Servicer. LB Realty is the named insured under title insurance policies (which will be assigned to the Trust Fund) which insure that each of the Prentiss Mortgages constitutes a valid and enforceable first lien on the Prentiss Properties, subject to certain exceptions and exclusions from coverage set forth therein.

    PAYMENT TERMS. The Prentiss Loan was originated by LB Realty on February 26, 1997, with a subsequent advance made on March 26, 1997, pursuant to an amendment to the original Prentiss Loan

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documents. The Prentiss Loan matures on February 26, 2027 (the "Prentiss
Maturity Date") and bears interest at a fixed rate per annum equal to 7.579% (the "Prentiss Base Interest Rate") through February 25, 2007, and from February 26, 2007 (the "Prentiss Anticipated Repayment Date") at a rate per annum (the "Prentiss Adjusted Interest Rate"), determined on the Prentiss Anticipated Repayment Date, equal to the greater of (a) the Prentiss Base Interest Rate plus 2% and (b) the yield calculated by linear interpolation of noncallable U.S. Treasury obligations with terms (one longer and one shorter) most nearly approximating the period from such date of determination to the Prentiss Maturity Date plus 2%. However, as described below, until the principal balance of the Prentiss Loan has been reduced to zero, the Prentiss Borrower will only be required to pay interest at the Prentiss Base Interest Rate. The interest accrued at the excess of the Prentiss Adjusted Interest Rate over the Prentiss Base Interest Rate will be deferred and will bear interest at the Prentiss Adjusted Interest Rate (such accrued and deferred interest and interest thereon, the "Prentiss Excess Interest"). Interest on the Prentiss Loan is calculated on the basis of the actual number of days elapsed and a 360-day year.

    The Prentiss Loan requires monthly payments of interest (the "Prentiss Monthly Debt Service Payments") of approximately $1,137,482 until the Prentiss Anticipated Repayment Date. Commencing on the first, full amortizing Due Date after the Prentiss Anticipated Repayment Date, the Prentiss Loan requires 240 constant monthly payments of principal and interest (calculated based on the actual number of days elapsed and a 360-day year) based on a 240-month amortization schedule and the Prentiss Base Interest Rate, which is scheduled to be equal to approximately $1,459,586 (the "Prentiss ARD Monthly Debt Service Payments"). Beginning on the first Due Date after the Prentiss Anticipated Repayment Date, in addition to the payment of the Prentiss ARD Monthly Debt Service Payments, the Prentiss Borrower is required to apply 100% of the Prentiss Excess Cash Flow (as defined below) for the month preceding the month in which the Due Date occurs in the following order of priority: (a) to the outstanding principal balance of the Prentiss Loan until such principal is reduced to zero, and (b) to the Prentiss Excess Interest. "Prentiss Excess Cash Flow," for any period after the Prentiss Anticipated Repayment Date, means net operating income (calculated for this purpose, as indicated in the Prentiss Loan documents) for all of the Prentiss Properties, minus: (a) Prentiss ARD Monthly Debt Service Payments, and (b) payments into a tax and insurance escrow fund, a ground lease escrow fund and other reserves required under the Prentiss Loan documents.

    Upon the occurrence of an event of default under the Prentiss Loan, the entire principal amount will bear interest at a default rate equal to the lesser of (a) the maximum rate permitted by New York law and (b) the applicable interest rate (the Prentiss Base Interest Rate or the Prentiss Adjusted Interest
Rate) on the loan plus 3%.

    PREPAYMENT. Voluntary prepayment is prohibited under the Prentiss Loan prior to November 26, 2006 (the "Prentiss Permitted Prepayment Date"). On the Prentiss Permitted Prepayment Date, or on any scheduled payment date thereafter, the Prentiss Borrower may prepay the Prentiss Loan and all other amounts due in connection therewith in whole or part without payment of a yield maintenance premium.

    In connection with any prepayment in part after the Prentiss Permitted Prepayment Date, the Prentiss Borrower may obtain a release of a particular Prentiss Property or a separately identifiable subparcel forming a part of a particular Prentiss Property (a "Prentiss Subparcel") from the lien of the related Mortgage if, among other things, (i) the Prentiss Borrower pays an amount equal to 115% of the Prentiss Pro Rata Release Amount (as defined below) for the related property and (ii) after giving effect to the release, the Prentiss DSCR (as defined below) for all of the Prentiss Properties (or portion thereof) then remaining subject to the liens of the Mortgages calculated with respect to the 12 full calendar months immediately preceding the release of such Prentiss Property or Prentiss Subparcel and projected with respect to the 12 full calendar months immediately following the release of such Prentiss Property or Prentiss Subparcel shall be no less than 2.05X. With respect to each of the Prentiss Properties, the term "Prentiss DSCR" shall mean a ratio for the applicable period of which the numerator is the net operating income for such period (calculated as provided in the Prentiss Loan documents) and the denominator is

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the aggregate amount of principal and interest due and payable on the Prentiss
Loan. The "Prentiss Pro Rata Release Amount" with respect to any of the Prentiss Properties or Prentiss Subparcels is the product of (a) the quotient obtained by dividing the portion of the principal amount of the Prentiss Loan allocated to such property for such purpose, as set forth in the Prentiss Loan documents (the "Prentiss Release Amount"), by the sum of the Prentiss Release Amounts for all Prentiss Properties and (b) the outstanding principal balance of the Prentiss Loan.

    Principal payments on the Prentiss Loan are required to occur on Due Dates on or after the Prentiss Anticipated Repayment Date through the application of the Prentiss ARD Monthly Debt Service Payments and the Prentiss Excess Cash Flow as described above under "--Payment Terms." The Prentiss Loan may also be prepaid as a result of certain events with respect to condemnation or casualty, as described below under "--Condemnation and Casualty." Upon the occurrence of an event of default under the Prentiss Loan, the Master Servicer may apply certain amounts to the prepayment of the Prentiss Loan.

    RELEASE IN EXCHANGE FOR SUBSTITUTE COLLATERAL. The Prentiss Borrower is permitted at any time after September 30, 1999 and prior to the Prentiss Anticipated Repayment Date, provided no event of default exists, to defease all or a portion of the Prentiss Loan, provided that, among other conditions, the Prentiss Borrower pays on such Due Date (the "Prentiss Defeasance Date"): (i) all interest accrued and unpaid on the principal balance of the Prentiss Loan;
(ii) all other sums then due and payable under the Prentiss Loan; and (iii) the Prentiss Defeasance Collateral. In addition, the Prentiss Borrower is required to deliver to the Master Servicer, among other things: (a) a security agreement in form and substance satisfactory to the Master Servicer creating a first priority lien on the Prentiss Defeasance Collateral and the U.S. Obligations purchased with the Prentiss Defeasance Collateral; (b) an opinion of counsel for the Prentiss Borrower in form reasonably satisfactory to the Master Servicer stating that the Trustee has a perfected first priority security interest in the Prentiss Defeasance Collateral and the U.S. Obligations delivered by the Prentiss Borrower, and that neither REMIC Trust will fail to maintain its status as a REMIC; and (c) evidence in writing from the applicable Rating Agencies to the effect that such release will not result in a downgrade, withdrawal or qualification of their respective ratings of the Certificates which are then outstanding. The Master Servicer will be responsible for purchasing the U.S. Obligations on behalf of the Prentiss Borrower.

    The "Prentiss Defeasance Collateral" is an amount sufficient to purchase direct noncallable U.S. Obligations providing payments on or prior to, but as close as possible to, all successive scheduled payment dates after the Prentiss Defeasance Date upon which payments are required under the Prentiss Loan after the Prentiss Defeasance Date and through and including the Prentiss Anticipated Repayment Date and in amounts equal to (a) the proportionate share, based on the amount of principal defeased, of scheduled payments due on such dates under the Prentiss Loan and (b) the unpaid principal balance of the Prentiss Loan (or the allocable portion with respect to a partial defeasance), together with accrued interest, on the Prentiss Anticipated Repayment Date. If less than all of the Prentiss Properties will have been released as of such Prentiss Defeasance Date, the principal balance of Prentiss Defeasance Collateral shall equal 115% of the Prentiss Pro Rata Release Amount for the related property, and if all of the of the Prentiss Properties will have been released as of such Prentiss Defeasance Date, the principal amount of the Prentiss Defeasance Collateral will be equal to 100% of the principal amount of the Prentiss Loan. In addition, the Prentiss Defeasance Collateral will also include any costs and expenses incurred in connection with the purchase of such U.S. Obligations.

    In connection with a partial defeasance of the Prentiss Loan, the Prentiss Borrower will be entitled to secure the release of a particular Prentiss Property or Prentiss Subparcel from the lien of the related Mortgage in connection with a defeasance if, among other things, after giving effect to the release, the Prentiss DSCR for all of the Prentiss Properties (or portion thereof) then remaining subject to the liens of the Mortgages calculated with respect to the twelve full calendar months immediately preceding the release of such Prentiss Property or Prentiss Subparcel and projected with respect to the twelve full calendar months immediately following the release of such Prentiss Property or Prentiss Subparcel shall be no less than 2.05X. Upon satisfaction of such conditions, such Prentiss Property or Prentiss Subparcel will be released from the lien of the Prentiss Loan and the pledged U.S. Obligations will serve as collateral securing the Prentiss Loan.

    SUBSTITUTION OF MORTGAGED PROPERTIES. The Prentiss Borrower is permitted at any time prior to the Prentiss Anticipated Repayment Date to substitute additional office or industrial property (each, a "Prentiss Substitute Property") for one or more of the Prentiss Properties, provided that, among other conditions: (a) such substitution shall not be allowed more than three times during the term of the Prentiss Loan and (b) all of the Prentiss Properties released do not represent in the aggregate more than 25% of (i) the aggregate net operating income of all of the Prentiss Properties for the twelve-month period immediately preceding March 30, 1997 (the "Prentiss Outside Closing Date") or for the twelve-month period immediately preceding the date of substitution as set forth in the Prentiss Loan documents, and (ii) the value of the Prentiss Properties as of the Closing Date, as specified in the Prentiss Loan documents.

    As a condition to any such substitution, the Prentiss Borrower shall have provided evidence in writing from the Rating Agencies to the effect that such substitution will not result in a withdrawal, qualification or downgrade of the respective ratings of the Certificates then outstanding. In addition, any such office or industrial property substitution will not be permitted unless, among other things, (1) after giving effect to the substitution, the Prentiss DSCR for all of the Prentiss Properties is not less than the Prentiss DSCR for all of the Prentiss Properties as of the Prentiss Outside Closing Date and as of the date immediately preceding the substitution, (2) an appraisal of the Prentiss Substitute Property has been received that is dated no more than 60 days prior to the substitution and was prepared by an appraiser acceptable to the Rating Agencies, indicating an appraised value that is equal to or greater than the value of the substituted Prentiss Property at the time of its original encumbrance under the Prentiss Mortgage, (3) the net operating income for the Prentiss Substitute Properties does not show a downward trend for the immediately preceding three years, or, with respect to a Prentiss Substitute Property for which information regarding the net operating income for such property for the three years immediately prior to the date of substitution cannot be obtained by the Prentiss Borrower after it exercises diligent efforts, the net operating income shall not show a downward trend for such period of time immediately prior to the date of substitution as may be determined from the information regarding such net operating income available and (4) the net operating income and Prentiss DSCR (for the twelve-month period immediately preceding the substitution) for the Prentiss Substitute Properties is greater than 125% of the net operating income and Prentiss DSCR (for the twelve-month period immediately preceding the substitution) for the Prentiss Properties for which the Prentiss Substitute Properties are being substituted.

    Upon the satisfaction of the foregoing conditions precedent, the Prentiss Property will be released from the lien of the Trust Fund.

    RESERVES. Pursuant to the terms of the Prentiss Loan, the Prentiss Borrower has established (a) a ground lease escrow fund for the making of monthly ground rent payments for the ground lease on a portion of the One Northwestern Plaza property, provided that this reserve need not be funded on a monthly basis if the Prentiss Borrower maintains a balance in the ground lease escrow fund of an amount not less than three-month's estimated ground rents with respect to the relevant Prentiss Properties and (b) a tax and insurance account to be funded monthly by an amount equal to 1/12th of the aggregate insurance premiums and taxes in respect of the Prentiss Properties payable in the succeeding twelve-months.

    LOCK BOX ACCOUNT. All rents and other income with respect to the Prentiss Properties are required to be deposited directly by the Prentiss Borrower, the tenants, and the managers of the Prentiss Properties to a clearing account. Funds in the clearing account will be swept on the first business day of each week and on every second business day thereafter during such week into a collection account (the "Prentiss Lock Box Account"). Provided that no event of default under the Prentiss Loan documents shall have occurred and be continuing, the Master Servicer will cause the funds held in the Prentiss Cash Collateral Account to be distributed on a monthly basis in the following order: (a) to fund the ground lease escrow fund, (b) to fund the tax and insurance escrow fund, (c) to fund the Prentiss Monthly Debt Service Payments, or, after the Prentiss Anticipated Repayment Date, the Prentiss ARD Monthly Debt Service Payments, (d) if after the Prentiss Anticipated Repayment Date, to fund payments for monthly cash expenses incurred in accordance with the related approved annual budget, (e) if after the Prentiss Anticipated Repayment Date, to fund payments for extraordinary expenses approved by the Master Servicer, (f) to fund payment of any amounts then due and payable under the Prentiss Loan documents, (g) prior to the Prentiss Anticipated Repayment Date, to fund payment of any excess amounts to the Prentiss Borrower, (h) if on or after the Prentiss Anticipated Repayment Date, to pay principal until the outstanding principal balance of the Prentiss Loan is reduced to zero, and (i) if on or after the Prentiss Anticipated Repayment Date, to pay the Prentiss Excess Interest.

    TRANSFER OF PROPERTY AND INTEREST IN BORROWER; ENCUMBRANCE. The Prentiss Borrower is permitted to transfer a Prentiss Property only following a release in connection with a defeasance (as described above under "--Release in Exchange for Substitute Collateral") or, upon the substitution with a Prentiss Substitute Property in accordance with the terms for such substitution (as described above under "-- Substitution of Mortgaged Properties"), or on or after the Prentiss Permitted Prepayment Date in connection with a prepayment (as described above under "--Prepayment") of a portion of the Prentiss Loan. Prior to release, the Prentiss Borrower may not encumber the Prentiss Properties, other than by the Prentiss Permitted Encumbrances.

    In addition, the Prentiss Loan prohibits transfers or encumbrances of the partnership interests in the Prentiss Borrower and in the ownership interest in the Prentiss G.P. Managing Member without the consent of the Master Servicer; provided, however, that: (i) such consent is not required if, among other things, after such transfer, the Prentiss REIT shall hold no less than 51% of all of the ownership interests in the Prentiss Borrower and no less than 51% ownership interest in the Prentiss G.P. Managing Member, (ii) such consent is not required for any transfer by devise or descent or by operation of law upon the death or dissolution of a partner, member or stockholder of the Prentiss Borrower or any general partner or member thereof. The partnership agreement of the Prentiss Borrower prohibits transfers or encumbrances of the partnership interests such that the transferee owns more than a 49% interest in the Prentiss Borrower (or such other interest as specified by the Rating Agencies) unless such transfer is conditioned upon the delivery to the Master Servicer and the Rating Agencies of an acceptable non-consolidation opinion relating to such transfer concerning, as applicable, the Prentiss Borrower, the new transferee and/ or their respective owners.

    INSURANCE. The Prentiss Borrower is required to maintain (a) comprehensive "all risk" insurance on the improvements and personal property associated with the Prentiss Properties in an amount equal to not less than the full insurable value of the applicable property, (b) flood insurance with respect to any part of the Prentiss Properties that is located within a federally designated flood hazard zone and earthquake insurance with respect to any part of the Prentiss Properties that is located in an area with a high degree of seismic activity (the Prentiss Property known as Pacific Gateway Center is located in a federally designated seismic zone), (c) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about any part of the Prentiss Properties, (d) business income insurance, providing coverage for the period no less than twelve months from the date of the occurrence of the casualty until such income either returns to the same level it was at prior to the loss, or the expiration of twelve months from the date that the property is repaired or replaced and operations are resumed, whichever first occurs, (e) at all times during which structural construction, repairs or alterations are being made with respect to the improvements, and only if the property coverage form does not otherwise apply, (1) owner's contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the general liability insurance policy and (2) comprehensive "all risk" insurance written in a "builder's risk completed value" form, (f) statutory workers compensation insurance,

(g) comprehensive boiler and machinery insurance, (h) umbrella liability insurance, (i) motor vehicle liability coverage for all owned and non-owned vehicles, and (j) such other insurance as is requested by the Master Servicer provided such insurance is of the kind from time to time commonly insured against for property similar to the property located in or around the region in which the property is located.

    Any such insurance may be under a blanket policy so long as the portion of the total policy that is allocated to each of the Prentiss Properties is not less than the required amount of such insurance. The Prentiss Loan requires the Prentiss Borrower to obtain the insurance described above from insurance carriers having claims paying abilities rated not less than "AA" by S&P and "AA" or its equivalent by any one of the other Rating Agencies. The property insurance provided by the insurer of the Prentiss Properties is provided under a blanket policy that covers all of the properties owned by the Prentiss REIT and its subsidiaries. Such insurance is in an amount of $871,225,888 and is being provided by National Surety Corporation which has a rating of "A" by Best's. Notwithstanding that the Prentiss Loan requires that the claims paying ability rating of such insurer be "AA" by S&P, National Surety Corporation has a claims paying ability rating of "A" by S&P. General liability insurance in an amount of $2,000,000 for general aggregate, $1,000,000 for personal injury and $1,000,000 for fire damage is also being provided by National Surety Corporation, and amounts in excess of such coverage is being provided by National Union Fire Insurance Co. of Pittsburgh, which has a claims paying ability rating of "AAA" by S&P and a rating of "A++" by Best's.

    The Prentiss Borrower maintains earthquake insurance for the Prentiss Property located in California known as the Pacific Gateway Center Property in a total amount of $20,000,000. Such insurance is maintained under a blanket policy that also covers other properties owned by the Prentiss REIT and its subsidiaries. The first $2,500,000 of insurance is provided by Continental Casualty Company, having a claims paying ability rating of "A+" by S&P and "A-" by Best's. The next $5,000,000 of loss is provided: (1) $2,500,000 by General Star Indemnity Company, which has a claims paying ability rating of "AAA" by S&P and "A++" by Best's and (2) $2,500,000 by Essex Insurance Co., which has a claims paying ability rating of "A" by S&P and "A" by Best's. The next $2,500,000 of loss is provided by Associated International Insurance Co., which has a claims paying ability rating of "BBB" by S&P and "A" by Best's. The next $5,000,000 of loss is provided jointly by (1) United Fire & Casualty Company, which has a claims paying ability rating of "A" by S&P and "A" by Best's and (2) Western Reinsurance, which is not rated by S&P, and has a rating of "A" by Best's. The next $5,000,000 of loss is covered by RLI Insurance Company, which has a claims paying ability rating of "BBB" by S&P and a "A" by Best's.

    CONDEMNATION AND CASUALTY. The Master Servicer is obligated to make casualty insurance or condemnation proceeds available for the restoration of the Prentiss Properties if the following conditions, among others, are met: (i) no event of default exists; (ii) in the case of: (A) insurance proceeds, less than 50% of the total floor area of the improvements on the property has been damaged, destroyed or rendered unusable as a result of such fire or other casualty or (B) condemnation proceeds, less than ten percent of the land constituting the property is taken, such land is located along the perimeter or periphery of the property, and no portion of the improvements is located on such land; (iii) leases demising, in the aggregate, a percentage amount equal to or greater than 25% with respect to insurance proceeds, and 10% with respect to condemnation proceeds, of the total rentable space in the property which has been demised under leases in effect as of the date of the occurrence of such fire or other casualty or taking shall remain in full force and effect during and after the completion of the restoration, notwithstanding the occurrence of any such fire or other casualty or taking, whichever the case may be; (iv) the Master Servicer shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Prentiss Loan, which will be incurred with respect to the property as a result of the occurrence of any such fire or other casualty or taking, whichever the case may be, will be covered out of (A) net proceeds of insurance or condemnation, (B) the insurance coverage on the property or (C) by other funds of the Prentiss Borrower; and (v) the Master Servicer is satisfied that the property can be restored to substantially the same condition and utility as that immediately prior to the casualty or condemnation and such restoration shall be capable of being completed on the earliest to occur of: (A) the Prentiss Maturity Date, (B) the earliest date required for such completion under the terms of any leases which are required to remain in effect subsequent to the occurrence of such fire or other casualty or taking, whichever the case may be, before the Master Servicer can make casualty insurance or condemnation proceeds available for the restoration of the Prentiss Properties,
(C) such time as may be required under applicable zoning law, ordinance, rule or regulation in order to repair and restore the property, and (D) the expiration of business interruption insurance.

    All plans and specifications required in connection with the restoration are required to be subject to the prior review and acceptance in all respects by the Master Servicer and by an independent consulting engineer selected by the Master Servicer. If at any time the net insurance or condemnation proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of the Master Servicer in consultation with the independent consulting engineer, be sufficient to pay in full the balance of the costs which are estimated by the independent consulting engineer to be incurred in connection with the completion of the restoration, the Prentiss Borrower will be required to deposit the deficiency with the Master Servicer before any further disbursement of net insurance or condemnation proceeds shall be made. Such additional deposit shall be held by the Master Servicer and will be disbursed for costs actually incurred in connection with the restoration on the same conditions applicable to disbursement of net insurance and condemnation proceeds, as described above, and until so disbursed shall constitute additional security for the Prentiss Loan and other obligations under the Prentiss Loan documents.

    To the extent that the proceeds of any casualty or condemnation are not required to be made available for restoration, the Master Servicer may at its option, either (x) apply the proceeds to a full or partial prepayment of the Prentiss Loan and the other obligations under the Prentiss Loan documents or (y) at the discretion of the Master Servicer, in whole or in part, disburse the proceeds to the Prentiss Borrower for such purposes as the Master Servicer shall designate, in its discretion. Any such prepayment of any portion of the Prentiss Loan will made without any premium or penalty in connection with such prepayment.

    Net proceeds of insurance or condemnation retained and applied by the Master Servicer towards the Prentiss Loan and all other obligations in connection therewith shall be applied: (A) first, to the payment of all interest then due and owing under the Prentiss Loan, (B) second, to the payment of all other amounts then due and owing under the Prentiss Loan and the loan documents with respect thereto, and (C) third, to the outstanding principal amount of the Prentiss Loan and the reduction of the Prentiss Pro Rata Release Amount with respect to the specific property affected by the related casualty or condemnation. If the net proceeds of insurance or condemnation applied as set forth in clause (C) above exceed the Prentiss Pro Rata Release Amount of the Prentiss Property affected by the related casualty or condemnation, the Prentiss Pro Rata Release Amount of each Prentiss Property other than the affected property shall be reduced by the product of (1) such excess net proceeds of insurance or condemnation multiplied by (2) the quotient of the Prentiss Pro Rata Release Amount of such other Prentiss Property divided by the total of the Prentiss Pro Rata Release Amounts of all of the Prentiss Properties other than the affected property.

    FINANCIAL COVENANTS AND REPORTING. The Prentiss Borrower is required to furnish to the Master Servicer, among other things: (a) the monthly operating statement of each Prentiss Property, together with a property balance sheet for such month, delivered on a quarterly basis prior to the Prentiss Anticipated Repayment Date and delivered on a monthly basis after the Prentiss Anticipated Repayment Date, (b) within 90 days after the end of each fiscal year, an audited annual consolidated operating statement, an annual audited balance sheet and a profit and loss statement of the Prentiss Borrower, prepared and certified by a "Big Six" accounting firm, (c) within 30 days following the end of each fiscal quarter, certified updated rent rolls, (d) at least 15 days prior to the start of each calendar year prior to the Prentiss Anticipated Repayment Date and at least 30 days prior to the start of each calendar year after the Prentiss Anticipated Repayment Date, an annual operating budget presented on a monthly basis, and (e) such other information as the Master Servicer may reasonably request.

    THE PROPERTIES. The Prentiss Properties consist of 8 office properties and 4 industrial and warehouse properties (such industrial and warehouse properties consisting of 45 Mortgaged Properties). One of the properties is located in an industrial park in Torrance, California, which is located in the Los Angeles, California metropolitan area; one of the properties is located in Deerfield, Illinois, which is located in the Chicago, Illinois, metropolitan area; one of the properties is located in Chicago, Illinois; one of the properties is located in DuPage County, Illinois, which is located in the Chicago, Illinois metropolitan area; one of the properties is located in Southfield, Michigan, which is located in the Detroit, Michigan metropolitan area; one of the properties are located in the Kansas City, Missouri, metropolitan area; two of the properties are located in Farmers Branch, Texas, which is located in the Dallas/Ft. Worth, Texas metropolitan area; three of the properties are located in Fairfax County, Virginia, which is located in the Washington, D.C. metropolitan area; and one of the properties is located in the Milwaukee, Wisconsin, metropolitan area.

    The Prentiss Properties have GLAs ranging from approximately 58,621 square feet to approximately 1,252,708 square feet, with an average GLA of approximately 109,465 square feet and an aggregate GLA of approximately 5,801,634 square feet. Approximately 1,451,486 square feet of aggregate GLA of the Prentiss Properties is comprised of office space and approximately 4,350,148 square feet of GLA of industrial/warehousing space. The Prentiss Properties were built between 1970 and 1995. The occupancy rate of the Prentiss Properties as of June 24 to September 10, ranged from approximately 87% to 100%, with a weighted average occupancy rate, of approximately 97%. The Prentiss Properties had an annualized base rent for office and industrial/warehouse space of $3.35 and $16.95 per square foot of occupied GLA, respectively. The 1996 NOI of the properties ranged from $500,778 to $4,289,477 and aggregated $27,339,025. Most leases have an initial term of 3 to 10 years and provide for periodical rent increases that are either fixed or based on the Consumer Price Index. The 5 largest tenants of the office properties, Hoechst Celanese Corp., CIGNA, Grumman, Premark International, Inc., and The Wyatt Company represent 8.9%, 4.4%, 4.1%, 3.9% and 3.8% of the annualized base rent, respectively. No other single tenant of office property for the Prentiss Properties represents more than 3.8% of the annualized base rent for the properties. The 5 largest tenants of the industrial/warehouse properties, Nippon Express U.S.A., Grumman, C&H Distributors, Dunlop Tire Corp., Scitor Corp., represent 4.9%, 2.2%, 1.4%, 1.0% and 0.9% of the annualized base rent respectively. No other single tenant of industrial/warehouse property of the Prentiss Properties represents more than 0.9% of the annualized base rent of the properties. The aggregate value of the Prentiss Properties has been determined by LB Holdings, based on financial and other information provided by the Prentiss Borrower and or information prepared on LB Holdings' behalf by third parties, to be $300,100,000. Appraisals were not conducted with respect to the Prentiss Properties. For additional considerations with respect thereto, See "Risk Factors--The Mortgage Loans--Lack of Certain Appraisals-Limitation of Appraisals" herein.

    1717 DEERFIELD ROAD. The 1717 Deerfield Road Building, built in 1985, is located in Deerfield, Illinois. The building is a three-story office building, with 137,904 square feet of GLA. As of June 30, 1997, the property was 100% leased.

    The following table sets forth certain data regarding the major tenants at the 1717 Deerfield Road Property as of June 30, 1997:

                                                                                                                   % OF
                                                                         LEASE         GLA          % OF         IN-PLACE
TENANT                                                                EXPIRATION     (SQ FT)    PROPERTY GLA     BASE RENT
-------------------------------------------------------------------  -------------  ---------  ---------------  -----------
Premark International Inc..........................................         2003       91,801         66.6%          65.9%
Dade International.................................................         2003       46,103         33.4%          34.1%

    After recent downsizing, Premark International Inc. has subleased the first floor of the building to Dade International, a diagnostic laboratory, which is also the direct tenant of the second floor of the building under a lease that expires in 2003.

    2411 DULLES CORNER. The 2411 Dulles Corner Road building, built in 1990, is located at the western edge of Fairfax County, Virginia in the town of Herndon. The building is an eight-story, suburban office building with 190,723 square feet of GLA. As of June 30, 1997, the property was 100% leased.

    The following table sets forth certain data regarding the major tenants at the 2411 Dulles Corner Road Property as of June 30, 1997:

                                                                                                                 % OF
                                                                        LEASE        GLA          % OF         IN-PLACE
TENANT                                                               EXPIRATION    (SQ FT)    PROPERTY GLA     BASE RENT
-------------------------------------------------------------------  -----------  ---------  ---------------  -----------
Grumman Data Systems Corp..........................................     2001         91,159         47.8%          45.3%
Scitor Corporation(1)..............................................    Various       41,794        21.91%          14.6%

------------------------
(1) Scitor Corporation occupies 5 suites. Leases covering 29,304 square feet of GLA expire August 1999 and leases covering 12,490 square feet of GLA expire May 2002.

    The building is part of a one hundred acre office park known as Dulles Corner. The office park currently consists of four office buildings and a Hyatt Hotel, totaling approximately 1,000,000 square feet. Rental rates in the Fairfax County area have been increasing at a strong rate due to strong demand.

    3141 FAIRVIEW PARK DRIVE. The 3141 Fairview Park Drive building, built in 1987 by an affiliate of the Prentiss Borrower, is located in the Fairfax County, Virginia. The building is an eight-story, suburban office building and contains 192,108 square feet of GLA. The property is the centerpiece of Fairview Park, a master-planned office community. As of June 30, 1997, the property was 91.9% leased.

    The following table sets forth certain data regarding the major tenants at the 3141 Fairview Park Drive Property as of June 30, 1997:

                                                                                                                   % OF
                                                                         LEASE         GLA          % OF         IN-PLACE
TENANT                                                                EXPIRATION     (SQ FT)    PROPERTY GLA     BASE RENT
-------------------------------------------------------------------  -------------  ---------  ---------------  -----------
Hewlett-Packard....................................................         2001       21,386         11.1%          10.5%
Equitable Life Assurance...........................................         2002       16,814          8.8%           9.0%
R.R. Donnelley & Sons..............................................         1999       16,554          8.6%          15.5%

    Rental rates in the Fairfax County area have been increasing at a strong rate due to strong demand. As a result, there are a number of buildings planned or under construction which, when completed, will compete with the 3141 Fairview Park Drive building.

    4401 FAIR LAKES COURT. The 4401 Fair Lakes Court building was built in 1987 in the Fair Lakes office park in Fairfax, Virginia. The building is a four-story, suburban office building. and contains 58,621 square feet of GLA. The Fair Lakes office park is approximately twenty miles west of Washington, D.C. As of September 9, 1997, the property was 95.6% leased.

    The following table sets forth certain data regarding the major tenants at the 4401 Fair Lakes Court Property as of September 9, 1997:

                                                                                                                   % OF
                                                                         LEASE         GLA          % OF         IN-PLACE
TENANT                                                                EXPIRATION     (SQ FT)    PROPERTY GLA     BASE RENT
-------------------------------------------------------------------  -------------  ---------  ---------------  -----------
C.C. Pace Resources................................................         2001       18,005         30.7%          34.4%
Cort Furniture Rental..............................................         1999       10,159         17.3%          16.1%
Lee Technologies...................................................         2001        8,807         15.0%          17.1%

    Rental rates in the Fairfax County area have been increasing at a strong rate due to strong demand. As a result, there are a number of buildings planned or under construction in the vicinity of the 4401 Fair Lakes Court building which, when completed, will compete with the 4401 Fair Lakes Court Building.

    CHICAGO INDUSTRIALS. The Chicago Industrial properties consist of industrial, distribution, warehouse and servicing buildings containing an aggregate of 226,076 square feet of GLA. The properties consist of Wood Dale 1, Wood Dale 2 and 155 Alexandra Way.

    WOOD DALE 1 AND WOOD DALE 2. The Wood Dale 1 and 2 buildings, built by an affiliate of the Prentiss Borrower in 1987, are located in Wood Dale (DuPage County), Illinois. The Wood Dale 1 building is a Class B, 1-story industrial/warehouse building. The Wood Dale 2 building is a Class B, 1-story industrial/warehouse building. The Wood Dale 1 and 2 buildings contain a total of 116,076 square feet of GLA. The buildings are part of a single complex and as of September 10, 1997 are 100% leased. The property is generally used for storage, distribution and light manufacturing.

    155 ALEXANDRA WAY. The Alexandra Way building, built in 1988, is located in Carol Stream (DuPage County), Illinois. The building is a Class B, warehouse building with 110,000 square feet of GLA. Generally, the property is used for storage and distribution. As of September 10, 1997, the building was 100% leased.

    The following table sets forth certain data regarding the major tenants at the Chicago Industrials Properties as of June 30, 1997:

                                                                                                                 % OF
                                                         LEASE                       GLA          % OF         IN-PLACE
TENANT                                                EXPIRATION      BUILDING     (SQ FT)    PROPERTY GLA     BASE RENT
---------------------------------------------------  -------------  ------------  ---------  ---------------  -----------
Michelin Tire Corp.................................         2004       Alexandra    110,000         48.7%          41.0%
RS Express.........................................         2004     Wood Dale 2     26,429         11.7%          13.3%
Vacumet Corp.......................................         2002     Wood Dale 1     24,923         11.0%          13.4%

    While rental rates in the vicinity of the Chicago Industrial Properties remain relatively stable, there is a considerable amount of new and planned construction in the area of the Chicago Industrial Properties.

    KANSAS CITY INDUSTRIALS. The Prentiss Borrower owns seven industrial properties containing 1,341,880 square feet of GLA in four locations throughout Kansas City, Missouri. The Kansas City Industrial Properties consist of Northland Park, North Topping Street, Airworld Drive and 107th Terrace.

    NORTHLAND PARK. Northland Park is an industrial complex composed of four Class B warehouse/ distribution facilities, built between 1972 and 1978, and located in North Kansas City, Missouri, in the Paseo Industrial District. Northland Park contains 925,007 square feet of GLA. The Paseo Industrial District contains over 13 million net rentable square feet of industrial and warehouse space with minimal land available for future development. North Kansas City has access to all three of the interstate highways in Kansas City. As of June 24, 1997, the property was 100% leased.

    NORTH TOPPING STREET. The North Topping Street building was built in 1975 on
    5.85 acres of land located at 1501-1599 North Topping Street, in Executive Park, an industrial area four miles northeast of the central business district, in Kansas City, Missouri. The building is a single-story industrial warehouse building containing 119,118 square feet of GLA. As of June 24, 1997, the property was 100% leased. Generally, the property is used for storage, distribution and light manufacturing.

    AIRWORLD DRIVE. The Airworld Drive building was built in 1976 and is located in Kansas City, Missouri. The building is a single-story, single-tenant industrial building containing 200,000 square feet of GLA. Airworld Drive is part of the Airworld Center, which is a master planned office and industrial park located in the Airport Industrial submarket in the northern industrial area of Kansas City, Missouri. Generally, the property is used for storage and distribution. As of June 24, 1997, the property was 100% leased. The Prentiss Borrower has budgeted approximately $5,000,000 to build improvements on this building that will add an additional 150,000 square feet of GLA. The Prentiss Borrower has entered into a lease with Bunzl Corp. for 48,000 square feet of GLA in this new space under a five year lease that will commence in February 1998 for $3.65 per square foot.

    107TH TERRACE. The 107th Terrace building was built in 1978 and is located at 107th Terrace in Airworld Center, Kansas City, Missouri. The property is also part of the Airworld Center. The building is a single-story, single-tenant industrial building containing 97,755 square feet of GLA. Generally, the property is used for storage and distribution. As of June 24, 1997, the property was 100% leased.

    The following table sets forth certain data regarding the tenants at the Kansas City Industrials Properties as of June 30, 1997:

                                                                                                                 % OF
                                                       LEASE                         GLA          % OF         IN-PLACE
TENANT                                              EXPIRATION       BUILDING      (SQ FT)    PROPERTY GLA     BASE RENT
-------------------------------------------------  -------------  --------------  ---------  ---------------  -----------
Dunlop Tire Group................................         2000    Northland Park    229,824         17.1%          14.5%
Midland Brake....................................         2002          Airworld    200,000         14.9%           9.9%
U.S. Postal Service..............................         1998    Northland Park    131,769          9.8%          10.1%

    MILWAUKEE INDUSTRIALS. The Prentiss Borrower owns 17 industrial properties containing approximately 1,529,484 square feet of GLA in 3 locations in Milwaukee, Wisconsin. The buildings were built between the years of 1970 to 1982. The Milwaukee Industrial Properties are made up of 3 groups of properties: the Airport Properties, the Oak Creek Properties and the North West Properties. As of September 9, 1997, the occupancy rate of the Milwaukee Industrial Properties was 92.7%.

    AIRPORT PROPERTIES. The Airport Properties consist of 13 industrial facilities and are located adjacent to General Mitchell International Airport in Milwaukee, Wisconsin. Generally, the property is used for storage, distribution and light manufacturing.

    OAK CREEK PROPERTIES. The Oak Creek Properties consist of 2 warehouse/distribution centers, Buildings 7 and 13 and are located in the Airport/Oak Creek submarket, just southwest of the General Mitchell International Airport in Milwaukee, Wisconsin. Generally, the property is used for storage, distribution and light manufacturing.

    NORTH WEST PROPERTIES. The North West Properties consist of 2 warehouse/ distribution centers, Buildings 14 and 15 and are located in the Bradley Industrial Park which is located in northwestern suburban Milwaukee, Wisconsin, near the town of Brown Deer. Generally, the property is used for storage, distribution and light manufacturing.

    The following table sets forth certain data regarding the major tenants at the Milwaukee Industrial Properties as of September 9, 1997:

                                                                                                                  % OF
                                                                        LEASE         GLA          % OF         IN-PLACE
TENANT                                                               EXPIRATION     (SQ FT)    PROPERTY GLA     BASE RENT
------------------------------------------------------------------  -------------  ---------  ---------------  -----------
C & H Distributors................................................         1998      330,000         21.6%           19.0%
Pepsico Food Systems..............................................         1998      120,000          7.8%            7.8%
Bradley Corporation...............................................         2000      119,160          7.8%            7.0%

    O'HARE PLAZA II. The O'Hare Plaza II building was built in 1986 and is located in Chicago, Illinois. The building is an eleven-story office building, with 233,650 square feet of GLA and is part of a five building complex commonly referred to as O'Hare Plaza. The development of O'Hare Plaza was built in two phases. The first phase consists of three buildings owned by All State Insurance Corporation, which was completed in 1972. The second phase, in which the O'Hare Plaza II building is a part, consists of two office buildings which were constructed in 1986. The other building of this second phase is owned by The Lutheran Church of America. All five buildings are connected by covered walkways. The occupancy rate of O'Hare Plaza II as of June 30, 1997, was 87.2%.

    The following table sets forth certain data regarding the major tenants at the O'Hare Plaza II Property as of June 30, 1997:

                                                                                                                   % OF
                                                                         LEASE         GLA          % OF         IN-PLACE
TENANT                                                                EXPIRATION     (SQ FT)    PROPERTY GLA     BASE RENT
-------------------------------------------------------------------  -------------  ---------  ---------------  -----------
CIGNA..............................................................         2002       67,465          28.9%          33.6%
Sybase, Inc........................................................         1999       41,017          17.6%          19.5%
Compuserve.........................................................         2006       18,098           7.7%           8.4%

    ONE NORTHWESTERN PLAZA. One Northwestern Plaza is a 13-story, suburban office building in Southfield, Michigan. The building was developed in 1989 and contains 241,751 square feet of GLA with heated underground parking facilities. The building is located at the intersection of I-696 and Northwestern Highway. As of June 30, 1997, the property was 90.3% leased.

    The following table sets forth certain data regarding the major tenants at the One Northwestern Plaza Property as of June 30, 1997:

                                                                                                                    % OF
                                                                         LEASE         GLA          % OF          IN-PLACE
TENANT                                                                EXPIRATION     (SQ FT)    PROPERTY GLA      BASE RENT
-------------------------------------------------------------------  -------------  ---------  ---------------  -------------
The Wyatt Company..................................................         2004       61,800          25.6%           33.2%
Intergraph Corporation.............................................         1998       22,124           9.2%            9.5%
WLIT Radio.........................................................         2002       10,460           4.3%            5.4%

    Rental rates in the vicinity of the One Northwestern Plaza Property have been increasing. As a result, new construction is taking place in the immediate area.

    The interest of the Prentiss Borrower in One Northwestern Plaza consists of a fee interest for a portion of the parking lot and a leasehold interest for the remainder of the property created under a ground lease with Satfield Company (the "One Northwestern Plaza Ground Lease"). The One Northwestern Plaza Ground Lease expires on the last day of June, 2054. From July 1, 1994 and during the succeeding five lease years, and commencing July 1 of each succeeding sixth lease year and the five lease years thereafter, the monthly rent under the One Northwestern Plaza Ground Lease shall be the greater of: (1) the minimum ground rent equal to:

FOR PERIOD                                                                                        AMOUNT
----------------------------------------------------------------------------------------------  ----------
July 1, 1994 through June 1, 1999.............................................................  $ 8,966.97
July 1, 1999 through June 1, 2004.............................................................  $ 9,963.32
July 1, 2004 through June 1, 2009.............................................................  $10,959.29
July 1, 2009 through June 1, 2014.............................................................  $11,955.98
July 1, 2014 through June 1, 2019.............................................................  $12,952.31
July 1, 2019 through June 1, 2024.............................................................  $13,948.64
July 1, 2024 through June 1, 2029.............................................................  $14,944.47
July 1, 2029 through June 1, 2034.............................................................  $15,941.31
July 1, 2034 through June 1, 2039.............................................................  $16,937.64
July 1, 2039 through June 1, 2044.............................................................  $17,933.96
July 1, 2044 through June 1, 2049.............................................................  $18,930.30
July 1, 2049 through June 1, 2054.............................................................  $19,926.63

and (2) the monthly ground rent during the immediately preceding five lease years multiplied by the percentage equal to the lesser of: (a) 115% and (b) the consumer price index seasonally adjusted for all items for all urban consumers (1967=100). The ground lessor has agreed (a) that in the event the lender under the Prentiss Loan should foreclose, the lender would have the right to assign the leasehold estate to another entity, (b) to send the lender notice of any event of default under the One Northwestern Plaza Ground Lease and to grant to the lender a right and additional time to cure any such default, and (c) if the ground lessor terminates the One Northwestern Plaza Ground Lease, to enter into a new lease with the lender on the same terms as the present lease provided that the lender has cured any defaults.

    PACIFIC GATEWAY CENTER. Pacific Gateway Center is an industrial complex composed of 18 buildings built between 1972 and 1983 containing 1,252,708 square feet of GLA. As of June 30, 1997, the property was 100% leased.

    The following table sets forth certain data regarding the major tenants at the Pacific Gateway Center Property as of June 30, 1997:

                                                                                                                % OF
                                                                       LEASE        GLA          % OF         IN-PLACE
TENANT                                                              EXPIRATION    (SQ FT)    PROPERTY GLA     BASE RENT
------------------------------------------------------------------  -----------  ---------  ---------------  -----------
Nippon Express USA(1).............................................    Various      499,019          39.8%          34.1%
Fujitsu-Ten Corporation...........................................     1999         76,416           6.1%           5.3%
King's Hawaiian Bakery............................................     2000         72,000           5.7%           6.6%

------------------------

(1) Nippon Express USA occupies 5 suites: 145,536 square feet are leased until September 2001 and 353,483 square feet are leased until December 2000.

    The properties are located in Torrance, California, approximately 14 miles south of downtown Los Angeles and approximately 10 miles from the ports of Long Beach and Los Angeles International Airport. Pacific Gateway Center is within one mile from each of the San Diego (405) Freeway, the Harbor (110) Freeway and the Artesia (91) Freeway. Generally, the property is used for storage, distribution and light manufacturing. There has been certain groundwater and soil contamination found on the land underlying the Pacific Gateway Center Property. Shell Oil Company has agreed to indemnify the Prentiss Borrower, and any subsequent purchasers, tenants and lenders, from certain liabilities related thereto. In addition, the Prentiss Borrower and the Prentiss L.P. have entered into an indemnification agreement, whereby they have agreed to indemnify LB Realty, for environmental liabilities that might arise with respect to the Pacific Gateway Center Properties and such indemnification has been assigned to the Trust Fund. For a more in depth discussion of this situation, see "Risk Factors--The Mortgage Loans--Environmental Law Considerations" herein.

    PARK WEST. Park West consists of two office buildings, Park West E1 and Park West E2, containing a total of 396,729 square feet of GLA, which are located in the Park West Office Park in Farmer's Branch, Texas. The Park West Office Park is part of the Park West Master Plan, which consists of 170 acres located along the LBJ Freeway less than one mile west of I-35. The location provides direct access along the LBJ Freeway to DFW Airport, and to downtown Dallas and Love Field via I-35.

    The Park West E1 building is an eight-story, office building. The property was developed in 1980 by an affiliate of the Prentiss Borrower and contains 196,139 square feet of GLA.

    Park West E2 is an eight story, office building located adjacent to Park West E1. The property contains 200,590 square feet of GLA and was developed in 1981. As of June 30, 1997, the building was 99.7% leased.

    The following table sets forth certain data regarding the major tenants at the Park West Properties as of June 30, 1997:

                                                                                                                % OF
                                                                       LEASE        GLA          % OF         IN-PLACE
TENANT                                                              EXPIRATION    (SQ FT)    PROPERTY GLA     BASE RENT
------------------------------------------------------------------  -----------  ---------  ---------------  -----------
Hoechst Celanese Corporation......................................    Various      205,828         51.9%          64.6%
Sprint Communication..............................................     2004        125,966         31.8%          23.6%
1-2 Technologies..................................................     1998         23,019          5.8%           4.8%

------------------------

(1) Heochst Celanese Corporation occupies 182,739 square feet of GLA in Park West E1 and 23,089 square feet of GLA in Park West E2; the lease for The Park West E1 space expires in July 2007 and the lease for 20,450 square feet of GLA in Park West E2 expires February 1999 and for the remaining 2,639 square feet of GLA in Park West E2. The lease expires July 2007.

    Hoechst Celanese Corporation, a large multinational textile, chemical and pharmaceutical company, is the only tenant that leases more than 32% of the net rentable area in the Park West Properties.

    Rental rates in the vicinity of the Park West Properties are increasing at a strong rate due to strong demand. As a result, there are a number of buildings planned for construction in the immediate area, which when completed will compete with the Park West Properties.

    PROPERTY MANAGEMENT. The Prentiss Properties are managed by Prentiss Properties Management, L.P. (in such capacity, the "Prentiss Manager"), pursuant to a property management agreement (the "Prentiss Management Agreement") between the Prentiss Manager and the Prentiss Borrower. The Prentiss Manager is responsible for the management of the Prentiss Properties and the administration of the leases with respect thereto. Under the Prentiss Management Agreement, the Prentiss Manager is entitled to (a) an annual management fee equal to 3% of gross receipts of the Prentiss Properties, payable monthly, (b) all third party costs advanced by the Prentiss Manager for the Prentiss Borrower pursuant to such agreement, and (c) a leasing fee in respect of renewals, extensions and expansions of leasehold interests in the Prentiss Properties equal to the then current market rate for commissions for leases in properties of similar size, age, type and use in the respective metropolitan area for such property.

    The Prentiss Management Agreement provides that the Prentiss Manager will manage the properties for an initial term of fifteen years beginning February 16, 1997, unless the Prentiss Management Agreement is earlier terminated. The Prentiss Management Agreement may be terminated upon, among other things: (A) the mutual consent of the Prentiss Borrower and the Prentiss Manager or (B) upon cause, at the election of the Prentiss Borrower. The Prentiss Borrower may terminate the Prentiss Management Agreement for cause: (i) upon the failure of the Prentiss Manager to comply with the terms of the Prentiss Management Agreement which failure has a material adverse effect upon the Prentiss Borrower or any of the Prentiss Properties, and which the Prentiss Manager has failed to cure within 30 days after receiving written notice from the Prentiss Borrower of such failure to comply (or if such cure cannot be effected within such 30 day period, then upon failure to commence such cure within such 30 day period), (ii) if the Prentiss Manager commits a fraud, material misrepresentation or a breach of fiduciary duty with respect to its obligations under the Prentiss Management Agreement in a manner which constitutes (either explicitly or implicitly) a course of unauthorized conduct or (iii) upon certain events of insolvency of the Prentiss Manager.

    Pursuant to an Assignment of Management Agreement and Subordination of Management Fees, among LB Realty, as lender, the Prentiss Borrower and the Prentiss Manager (the "Manager's Subordination"), the Master Servicer will have the right to terminate the Prentiss Management Agreement and cause a new property manager to be engaged upon the occurrence of any of the following events: (1) the Prentiss Manager becomes insolvent, (2) either of the following events of default under the Prentiss Loan: (a) any payment of principal or interest under the Prentiss Loan is not paid when due or any other amount payable under the Prentiss Loan documents is not paid within five days after written notice to the Prentiss Borrower from the Master Servicer or (b) if any taxes or other assessments, rents, maintenance charges, impositions other than taxes, and any other charges with respect to any of the Prentiss Properties are not paid prior to the same becoming delinquent or the imposition of any penalty with respect to the payment of such amounts, subject to the Prentiss Borrower's right under the Prentiss Loan documents to contest such amounts; or (3) the acceleration of the Prentiss Loan pursuant to the Prentiss Loan documents upon the occurrence or continuance of any other event of default thereunder.

    In addition, pursuant to the Manager's Subordination, the Prentiss Manager has also agreed that all fees and all other amounts payable to the Prentiss Manager pursuant to the Prentiss Management Agreement are and will be, in all respects, subordinate and inferior to the liens and security interests created by the Prentiss Loan.

    The Prentiss Manager is owned by PPAP, which is the general partner of the Prentiss Manager, and Prentiss Properties Ltd, Inc. ("PPLI") which is the limited partner of the Prentiss Manager. PPLI and its affiliates directly manage all of the other properties owned by the Prentiss REIT and its subsidiaries.

THE ARDEN LOAN AND PROPERTIES

    THE LOAN. The Arden Loan has a principal balance as of the Cut-Off Date of $175,000,000 and is secured by a Mortgage (the "Arden Mortgage") encumbering 17 office properties located in the Los Angeles and Orange County region of California (the "Arden Properties").

    THE BORROWER. Arden Realty Finance Partnership, L.P. (the "Arden Borrower") is a California limited partnership formed on June 5, 1997 to operate the Arden Properties. The Arden Borrower has no material assets other than the Arden Properties and related interests. The general partner of the Arden Borrower is

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Arden Realty Finance, Inc. (the "Arden GP"), a California corporation, that was formed solely for the purpose of acting as general partner of the Arden Borrower and is a wholly owned subsidiary of Arden Realty, Inc. (the "Arden REIT"). The Arden REIT is a Maryland corporation and a real estate investment trust, the common stock of which is traded on the New York Stock Exchange under the listing symbol "ARI". The Arden REIT is a reporting company under the Exchange Act. The limited partner of the Arden Borrower is Arden Realty Limited Partnership (the "Arden LP"), a California limited partnership which is 92% owned by the Arden REIT.

    SECURITY. The Arden Loan is a non-recourse loan, secured only by the fee estate, or, in the case of the parking facility for the 222 South Harbor Boulevard property, the leasehold estate, of the Arden Borrower in each Arden Property and certain other collateral (including an assignment of leases and rents and the funds in certain accounts). Subject to exceptions for, among other things, fraud, intentional misrepresentation, breach of certain environmental indemnities and covenants and misapplication of funds, and except as described below, neither the Arden Borrower nor any of its affiliates is personally liable for payment of the Arden Loan.

    The Arden Borrower has made certain environmental representations and has represented that it has good, marketable and insurable fee simple title to all of the Arden Properties (except for the parking facility for the 222 South Harbor Boulevard property as to which it has represented that it has a leasehold interest) subject only to specified permitted encumbrances (the "Arden Permitted Encumbrances") permitted by the lender under the loan documents. LB Realty is the named insured under title insurance policies (which will be assigned to the Trust Fund) which insure that each of the Arden Mortgages constitutes a valid and enforceable first lien on the Arden Properties, subject to certain exceptions and exclusions from coverage set forth therein.

    PAYMENT TERMS. The Arden Loan was originated by LB Realty on June 11, 1997, matures on June 10, 2029 (the "Arden Maturity Date") and bears interest at a fixed rate per annum equal to 7.52% (the "Arden Base Interest Rate") through June 10, 2004, and from June 11, 2004 (the "Arden Anticipated Repayment Date") at a rate per annum (the "Arden Adjusted Interest Rate"), determined on the Arden Anticipated Repayment Date, equal to the greater of (a) the Arden Base Interest Rate plus 2% and (b) the yield calculated by linear interpolation of noncallable U.S. Treasury obligations with terms (one longer and one shorter) most nearly approximating the period from such date of determination to the twenty-fifth anniversary of the Arden Anticipated Repayment Date plus 2%. However, as described below, until the principal balance of the Arden Loan has been reduced to zero, the Arden Borrower will only be required to pay interest at the Arden Base Interest Rate. The interest accrued at the excess of the Arden Adjusted Interest Rate over the Arden Base Interest Rate will be deferred and will bear interest at the Arden Adjusted Interest Rate (such accrued and deferred interest and interest thereon, the "Arden Excess Interest"). Interest on the Arden Loan is calculated on the basis of the actual number of days elapsed and a 360-day year.

    The Arden Loan requires monthly payments of interest (the "Arden Monthly Debt Service Payments" of approximately $1,096,667 until the Arden Anticipated Repayment Date. Commencing on the first Due Date after the Arden Anticipated Repayment Date, the Arden Loan requires 300 constant monthly payments of principal and interest (calculated based on the actual number of days elapsed and a 360-day year) based on a 300-month amortization schedule and the Arden Base Interest Rate, which is scheduled to be equal to approximately $1,295,512 (the "Arden ARD Monthly Debt Service Payments"). Beginning on the first Due Date after the Arden Anticipated Repayment Date, in addition to the payment of the Arden ARD Monthly Debt Service Payments, the Arden Borrower is required to apply 100% of the Arden Excess Cash Flow for the month preceding the month in which the payment date occurs in the following order of priority: (a) to the outstanding principal balance of the Arden Loan until such principal is reduced to zero and (b) to the Arden Excess Interest. "Arden Excess Cash Flow," for any period after the Arden Anticipated Repayment Date, means the excess of (i) net operating income (as calculated under the Arden Loan documents) for such period over (ii) the sum of (A) Arden ARD Monthly Debt Service Payments for such period and (B) certain other obligations under the Arden Loan documents then due and payable to the Trust.

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    Upon the occurrence of an event of default under the Arden Loan, the entire amount due under the Arden Loan documents will bear interest at a default rate equal to the lesser of (a) the greater of (i) the Arden Base Interest Rate plus 3% (or on and after the Arden Anticipated Repayment Date, the Arden Adjusted Interest Rate plus 3%) and (ii) the prime rate that is published in The Wall Street Journal listing of "Money Rates" plus 2% and (b) the maximum rate allowed to be collected under applicable law.

    ALTERATIONS. The Arden Borrower may, provided no event of default under the Arden Loan documents has occurred or is continuing, undertake any alteration, expansion, improvement, demolition or removal (each, an "Arden Alteration") of any individual Arden Property or any portion thereof so long as such Arden Alteration, among other things, (i) is undertaken with the Master Servicer's prior written consent where the estimated cost of the Arden Alteration exceeds 5% of the Allocated Loan Amount applicable to such property, (ii) is paid for from reserves (other than the Arden Reserve Account) established by the Arden Borrower or from capital contributions by the partners of the Arden Borrower that are deposited with the Master Servicer prior to the commencement of such work, which amounts (including, in either case, additional deposits made from time to time to prevent a deficiency between the amount then on deposit with the Master Servicer and the amount reasonably estimated at such time to complete the Arden Alteration) will be held by the Master Servicer and (iii) could not reasonably be expected (A) to decrease the value, utility and operation of the property or (B) to adversely affect the ability of the Arden Borrower to pay and perform its obligations under the Arden Loan documents. Any Arden Alteration which involves an estimated cost of more than 5% of the Allocated Loan Amount applicable to the property is required to be conducted under the supervision of a qualified architect or engineer selected by the Master Servicer, to oversee such Arden Alteration.

    PREPAYMENT. Voluntary prepayment is prohibited under the Arden Loan prior to three months prior to the Arden Anticipated Repayment Date (the "Arden Permitted Prepayment Date"). On the Arden Permitted Prepayment Date, or on any scheduled payment date thereafter, the Arden Borrower may prepay all or any portion of the Arden Loan and all other amounts due in connection therewith in whole or part without payment of any penalty or premium. The Arden Loan may also be prepaid as a result of certain events with respect to condemnation or casualty, as described below under "--Condemnation and Casualty."

    In connection with any prepayment in part after the Arden Permitted Prepayment Date, the Arden Borrower may obtain a release of a particular Arden Property from the lien of the related Mortgage if, among other things, (a) no default or event of default has occurred and is continuing (other than a default that will be cured by such release), (b) the Arden Borrower pays (i) all accrued and unpaid interest and all other sums due under the Arden Loan and all other Arden Loan documents executed in connection therewith, through and including such Due Date and (ii) an amount equal to 125% of the Allocated Loan Amount of the Arden Property to be released and (c) after giving effect to the release, the Arden DSCR for all of the Arden Properties then remaining subject to the liens of the Arden Mortgages are at least equal to the greater of (i) 2.052X and
(ii) the DSCR for the remaining Arden Properties and the Arden Property to be released for the twelve full calendar months immediately preceding the release of the Arden Property to be released. With respect to each of the Arden Properties, the term "Arden DSCR" means a ratio for the applicable period of which the numerator is the net operating income for such period (calculated as provided in the Arden Loan documents) and the denominator is the aggregate amount of interest due and payable on the Arden Loan or, in the event an Arden Defeasance Event has occurred, the undefeased portion of the Arden Loan.

    Principal payments on the Arden Loan are required to occur on payment dates on or after the Arden Anticipated Repayment Date through the application of the Arden ARD Monthly Debt Service Payments and the Arden Excess Cash Flow as described above under "--Payment Terms." Upon the occurrence of an event of default under the Arden Loan, the Master Servicer may apply certain amounts to the prepayment of the Arden Loan.

    RELEASE IN EXCHANGE FOR SUBSTITUTE COLLATERAL. The Arden Borrower is permitted at any time after the second anniversary of the Closing Date and prior to the Arden Anticipated Repayment Date (the "Arden Defeasance Period"), provided no event of default exists, to defease all or a portion of the Arden Loan, provided that, among other conditions, the Arden Borrower pays on such payment date (the "Arden Defeasance Date"): (i) all interest accrued and unpaid on the principal balance of the Arden Loan; (ii) all other sums then due and payable under the Arden Loan; and (iii) the Arden Defeasance Collateral. The "Arden Defeasance Collateral" is an amount sufficient to purchase U.S. Obligations providing payments on or prior to, but as close as possible to, all successive scheduled Due Dates after the Arden Defeasance Date upon which payments are required under the Arden Loan after the Arden Defeasance Date and through and including the Arden Anticipated Repayment Date and in amounts equal to (a) the proportionate share, based on the amount of principal defeased, of scheduled payments due on such dates under the Arden Loan and (b) the unpaid principal balance of the Arden Loan (or the allocable portion with respect to a partial defeasance), together with accrued interest, on the Arden Anticipated Repayment Date. If less than all of the Arden Properties will have been released as of such Arden Defeasance Date, the principal balance of Arden Defeasance Collateral is required to equal 125% of the Allocated Loan Amount for each Arden Property to be released, and if all of the of the Arden Properties will have been released as of such Arden Defeasance Date, the principal amount of the Arden Defeasance Collateral will be equal to 100% of the principal amount of the Arden Loan. In addition, the Arden Defeasance Collateral will also include any costs and expenses incurred in connection with the purchase of such U.S. Obligations. The Master Servicer will be responsible for purchasing the U.S. Obligations on behalf of the Arden Borrower.

    In addition, the Arden Borrower is required to deliver to the Master Servicer, among other things: (a) a security agreement in form and substance satisfactory to the Master Servicer creating a first priority lien on the Arden Defeasance Collateral and the U.S. Obligations purchased with the Arden Defeasance Collateral; (b) an opinion of counsel for the Arden Borrower in form reasonably satisfactory to the Master Servicer stating that the Trustee has a perfected first priority security interest in the Arden Defeasance Collateral and the U.S. Obligations delivered by the Arden Borrower and that neither Trust REMIC will fail to maintain its status as a REMIC as a result of such defeasance; and (c) evidence in writing from the applicable Rating Agencies to the effect that such release will not result in a downgrade, withdrawal or qualification of their respective ratings of the Certificates which are then outstanding.

    In connection with the defeasance of the Arden Loan, the Arden Borrower will be entitled to secure the release of a particular Arden Property from the lien of the Arden Mortgage in connection with a defeasance if, among other things, after giving effect to the release, the Arden DSCRfor all of the Arden Properties (or portion thereof) then remaining subject to the liens of the Mortgages calculated with respect to the 12 full calendar months immediately preceding the release of such Arden Property and projected with respect to the 12 full calendar months immediately following the release of such Arden Property is at least equal to the greater of (i) 2.052X and (ii) the DSCR for the remaining Arden Properties (including the Arden Property to be released) for the twelve full calendar months immediately preceding the release of the Arden Property to be released. Upon satisfaction of such conditions, such Arden Property will be released from the lien of the Arden Loan and the pledged U.S. Obligations will serve as collateral securing the Arden Loan.

    SUBSTITUTION OF MORTGAGED PROPERTIES. The Arden Borrower is permitted at any time after the second anniversary of the Closing Date and prior to the Arden Anticipated Repayment Date to substitute additional office or industrial property (each, a "Arden Substitute Property") for one or more of the Arden Properties, provided that, among other conditions: (a) such substitution will not be allowed for more than two times during the term of the Arden Loan and (b) not more than five of the Arden Properties may be released from the lien of the Arden Mortgage during the term of the Arden Loan.

    As a condition to any such substitution, the Arden Borrower is required to have provided evidence in writing from the Rating Agencies to the effect that such substitution will not result in a withdrawal, qualification or downgrade of the respective ratings of the Certificates then outstanding. In addition, any such office property substitution will not be permitted unless, among other things, (1) after giving effect to the substitution, the Arden DSCR for all of the Arden Properties (including the Arden Substitute Property, but excluding the substituted properties) will be at least equal to the greater of (i) 2.052X and
(ii) the Arden DSCR for all of the Arden Properties immediately preceding the substitution (including the

Arden Property to be substituted), (2) an appraisal of the Arden Substitute Property has been received that is dated no more than 60 days prior to the substitution and was prepared by an appraiser acceptable to the Rating Agencies, indicating an appraised value that is equal to or greater than the value of the substituted Arden Property at the time of its original encumbrance under the Arden Mortgage, (3) the net operating income for the Arden Substitute Properties does not show a downward trend for the immediately preceding 3 years, or, with respect to an Arden Substitute Property for which information regarding the net operating income for such property for the three years immediately prior to the date of substitution cannot be obtained by the Arden Borrower after it exercises diligent efforts, the net operating income will not show a downward trend for such period of time immediately prior to the date of substitution as may be determined from the information regarding such net operating income available and (4) the net operating income and Arden DSCR (for the twelve-month period immediately preceding the substitution) for the Arden Substitute Property is greater than 125% of the net operating income and Arden DSCR (for the twelve-month period immediately preceding the substitution) for the Arden Property for which the Arden Substitute Properties are being substituted. Upon the satisfaction of the foregoing conditions precedent, the applicable Arden Property will be released from the lien of the Arden Mortgage.

    RESERVES. Pursuant to the terms of the Arden Loan, the Arden Borrower has established a reserve account (the "Arden Reserve Account"), which has been funded with $4,000,000 at the origination of the Arden Loan which is available, so long as no event of default under the Arden Loan has occurred or is continuing, to pay for (i) leasing commissions or tenant improvements under leases entered into pursuant to the Arden Loan documents or (ii) to pay for capital expenditures approved by the Master Servicer for which, among other things, the Arden Borrower has insufficient funds to pay such expenditures. The Arden Borrower has also established a tax and insurance escrow account to be funded monthly generally in an amount equal to 1/12th of the aggregate insurance premiums and taxes in respect of the Arden Properties payable in the succeeding twelve months. The Arden Loan requires that in the event any amounts are disbursed from the Arden Reserve Account prior to the occurrence of an Arden Lock Box Event, the Arden Borrower may not make any distributions to its partners and all excess cash flow must be deposited in the Arden Reserve
Account until the amount on deposit in the reserve account equals at least $4,000,000. Following the occurrence of an Arden Lock Box Event, the Arden Reserve Account shall be replenished in accordance with the provisions of the Arden Loan, as described below under the heading "--Lock Box."

    LOCK BOX. No lock box is required to be maintained under the Arden Loan prior to the occurrence of an Arden Lock Box Event with respect to such Arden Loan. An "Arden Lock Box Event" with respect to the Arden Loan occurs if: (i) the Arden DSCR for any four consecutive fiscal quarters falls below 1.5X; (ii) the Arden Borrower fails to deliver to the Master Servicer a written commitment for the refinancing of the Arden Loan from a financial institution or other lender with a long-term unsecured debt rating that is not lower than "BBB" by S&P and an equivalent rating from each of the other Rating Agencies on or before the date that is three months prior to the Arden Anticipated Repayment Date;
(iii) the Arden Borrower fails to repay the Arden Loan on or before the Arden Anticipated Repayment Date; or (iv) the occurrence of an event of default under the Arden Loan documents.

    If an Arden Lock Box Event occurs, the Arden Borrower will be obligated to notify tenants under leases for any portion of the Arden Properties and for any other accounts receivables of the Arden
Borrower that all payments owing to the Arden Borrower should be sent to a lock box account established for such Arden Property, in the name of the Trust, with a bank the long-term debt obligations of which (or the holding company of which) are rated in the two highest rating categories by each Rating Agency and the short-term debt obligations of which are rated not lower than "A-1+" by S&P and the equivalent rating by the other Rating Agencies (or such other bank as will not result in a downgrade, withdrawal or qualification of their respective ratings of the Certificates) (an "Arden Eligible Account"). The Arden Borrower and the Arden Manager are each required to cause all amounts received directly by them or any other person on behalf of the Arden Borrower to be deposited within one business day after the receipt thereof into the lock box account. Funds in the local lock box accounts for the Arden Properties will be swept on a daily basis into a collection account held by the Master Servicer with respect to the Arden Loan (the "Arden Deposit Account").

    On each payment date after the occurrence of an Arden Lock Box Event, the Master Servicer will distribute funds held in the Arden Deposit Account in the following order: (a) to fund any deficiency in the tax and insurance escrow fund with respect to the Arden Properties; (b) to pay (i) the Arden Monthly Debt Service Payment or, after the Arden Anticipated Repayment Date, the Arden ARD Monthly Debt Service Payment, due and payable on such Due Date, (ii) the reimbursement of expenses required to be reimbursed pursuant to the Arden Loan documents and (iii) all other amounts then due and payable under the Arden Loan documents (other than amounts set forth in items (c) through (j) below); (c) to the Arden Reserve Account, to the extent that the balance of the reserve account is less than $4,000,000; (d) if prior to the Arden Anticipated Repayment Date, to pay default interest, if any, and late payment fees, if any, then due and owing; (e) on or after the Arden Anticipated Repayment Date, payments for monthly cash expenses incurred in accordance with the related approved annual budget; (f) on or after the Arden Anticipated Repayment Date, payments for extraordinary expenses approved by the Master Servicer; (g) prior to the Arden Anticipated Repayment Date, payment of any excess amounts to the Arden Borrower;
(h) on or after the Arden Anticipated Repayment Date, payments to the Master Servicer in reduction of the outstanding principal balance of the Arden Loan, as Arden Excess Cash Flow (as described above under "--Payment Terms"), until the outstanding principal balance of the Arden Loan has been reduced to zero; (i) on or after the Arden Anticipated Repayment Date and after the outstanding principal balance of the Arden Loan has been reduced to zero, to the Master Servicer in reduction of the outstanding amount of interest accrued at the Arden Base Interest Rate; and (j) on or after the Arden Anticipated Repayment Date, to pay the Arden Excess Interest, if any, and late payment fees, if any, then due and owing.

    TRANSFER OF PROPERTY AND INTEREST IN BORROWER; ENCUMBRANCE. The Arden Borrower is permitted to transfer an Arden Property only following a release in connection with a defeasance (as described above under "--Release in Exchange for Substitute Collateral") or, upon the substitution of such Arden Property for an Arden Substitute Property in accordance with the terms for such substitution (as described above under "--Substitution of Mortgaged Properties"), or on or after the Arden Permitted Prepayment Date in connection with a prepayment (as described above under "--Prepayment") of a portion of the Arden Loan. Prior to release, the Arden Borrower may not encumber the Arden Properties, other than by the Arden Permitted Encumbrances.

    In addition, the limited partnership agreement of the Arden Borrower prohibits transfers or encumbrances of the partnership interests in the Arden Borrower and in the ownership interest in the Arden GP. At all times, the Arden Loan requires that the Arden GP must be the general partner of the Arden Borrower and the Arden GP must at all times be controlled by the Arden REIT.

    INSURANCE. The Arden Borrower is required to maintain (a) casualty insurance commonly referred to as "extended coverage" which includes loss and damage by fire and other casualties (including, without limitation, windstorm, explosion and such other risks as are typically insured against by owners of like properties in the area in which the Arden Properties are located) in no event less than 100% of the full replacement cost of the Arden Properties; (b) comprehensive public liability insurance on an "occurrence basis" against claims for personal injury, including, without limitation, bodily injury, death or property damage occurring on, in or about each Arden Property; (c) business interruption insurance for an amount not less than the greater of (x) twenty-four months' gross income from the property and (y) estimated operating expenses (including debt service) for each Arden Property for a twenty-four month period that commences on the effective date of such insurance policy or each renewal thereof, as applicable; (d) flood insurance, if the land is located within a federally designated flood hazard zone; (e) broad form boiler and machinery insurance on a "comprehensive" form in an amount adequate to provide protection against the maximum amount of damage possible to building, improvements and contents resulting from explosion or other occurrences relating to boilers, pressure vessels, machinery and equipment on or about the Property;
(f) workers' compensation insurance in such forms and in such amounts as may be required by the laws of each state in which any building on any Arden Property is located; (g) a blanket policy of insurance insuring each Arden Property against damage by earthquake in an aggregate insured amount not less than

$26,615,000 and having a deductible of not more than 5% per each building on an individual Arden Property subject to a $100,000 minimum (which amount was determined by engineering and seismic analysis as the aggregate probable maximum loss on the Arden Properties based on a 100-year study at an 80% confidence level); and (h) such other insurance as is generally available on commercially reasonable terms and is generally required by institutional lenders on loans secured by properties similar to the individual Arden Properties.

    The insurance described in clauses (a), (b), (c), (d) and (e) of the preceding paragraph may be under a blanket policy so long as the portion of the total policy that is allocated to each of the Arden Properties is not less than the required amount of such insurance. The Arden Loan requires the Arden Borrower to obtain the insurance described above from insurance carriers authorized to issue insurance in the State of California. The Arden Loan documents require that all primary insurance coverage required thereunder (other than flood insurance and workers' compensation insurance) be provided by insurers having claims paying abilities rated not less than "AA" by S&P and an equal or equivalent rating from at least one other Rating Agency.

    The Arden Properties are currently covered by a blanket policy which insures the entire Arden Portfolio of approximately 40 properties (including the Arden Properties) in an annual aggregate maximum amount of $100 million. The coverage is provided by a group of insurers whose claims-paying obligations are guaranteed by Federal Insurance Company, an affiliate of the Chubb Corporation, which has a claim paying ability of "AAA" by S&P and "A++" by Best's.

    CONDEMNATION AND CASUALTY. In case of a casualty to one or more of the Arden Properties, the Arden Borrower, whether or not the insurance proceeds are sufficient for such purpose, is required to promptly commence and complete the restoration, replacement or rebuilding of such property as nearly as possible to its value, condition and character immediately prior to such casualty (such restoration, replacement, and rebuilding, together with any temporary repairs and property protection pending completion of the work, being herein referred to as the "Arden Restoration"), except in the event that, among other things, (i) the Arden Restoration materially adversely affects the cash flow from the property and cannot reasonably be expected to be completed within a period of twelve-months after the date of the casualty (or, if shorter, by the date on which the proceeds of business interruption insurance will no longer be available), (ii) the extent of the damage makes it impracticable to restore the property to substantially the same condition as existed prior to the casualty,
(iii) the property and the use thereof after the Arden Restoration would not be in material compliance with all applicable laws or (iv) the insurance proceeds payable on account of such casualty equal or exceed the Allocated Loan Amount applicable to the respective Arden Property, then the Arden Restoration will not be required or permitted and instead the insurance proceeds are required to be collected and paid over to the Master Servicer up to the amount of the Allocated Loan Amount for such Arden Property.

    In the case of (i) a condemnation of an Arden Property (including a condemnation resulting in the imposition of a perpetual easement on an entire Arden Property that materially impairs the operation of such property), (ii) a condemnation that adversely affects the cash flow from an Arden Property in any material respect and as to which any necessary Arden Restoration cannot reasonably be expected to be completed within twelve-months from the date of the condemnation and the Arden Restoration is not permitted under Arden Loan documents and is not required under the ground lease affecting the parking facility for the 222 South Harbor Boulevard property or (iii) a taking occurs that results in a termination of the ground lease affecting the parking facility for the 222 South Harbor Boulevard property pursuant to its terms, then, in any such event, any condemnation award is required to be collected and paid over to the Master Servicer.

    All insurance proceeds received on account of any casualty affecting the Arden Property that are required to be made available for an Arden Restoration are required to be delivered to and held by the Arden Borrower if such insurance proceeds total 2.5% or less of the Allocated Loan Amount applicable to the affected Arden Property and, if the amount of such insurance proceeds is more than 2.5% of the

Allocated Loan Amount of the affected Arden Property, to the Master Servicer to be held and applied in accordance with the terms of the Arden Loan documents. Other than as described above, all insurance proceeds are required to be used and applied, so long as no default or event of default has occurred and is continuing, to reimburse the Arden Borrower for the cost of the Arden Restoration. If the cost of the Arden Restoration is expected to exceed 2.5% of the Allocated Loan Amount applicable to the affected Arden Property, the Master Servicer will have the right, among other things, to approve the plans and specifications for such Arden Restoration before the restoration work begins and to appoint a qualified architect or engineer to oversee the restoration.

    In the case of any condemnation whereby the proceeds thereof are not required to be paid over to the Master Servicer, pursuant to the terms of the Arden Loan Agreement, and in case such condemnation requires repairs to or restoration of the affected property in order to maintain the quality of the operations of the property, any condemnation award is required to be used or distributed in accordance with the provisions of the Arden Loan documents in the same manner as if such taking were a casualty affecting such property and as if such condemnation award constituted insurance proceeds relating thereto, except that any amount of the condemnation award not used to pay for any necessary Arden Restoration are required to be applied by the Master Servicer to the prepayment of the Arden Loan.

    To the extent that the proceeds of any casualty or condemnation are not required to be made available for an Arden Restoration, the Master Servicer is required to apply such proceeds to (a) (i) if applied prior to the first day of or after the Arden Defeasance Period, to prepayment of the outstanding principal balance of the Arden Loan, without the requirement of a yield maintenance premium, (ii) if applied during the Arden Defeasance Period, to the purchase of U.S. obligations in accordance with the provisions on defeasance under the Arden Loan Agreement (see "--Release in Exchange for Substitute Collateral" above), and (iii) if applied after the Arden Defeasance Period, to prepayment of the outstanding principal balance of the Arden Loan, in accordance with the provisions regarding prepayment under the Arden Loan Agreement, without the requirement of a yield maintenance payment (see "--Prepayment" above) and (b) to the payment of all other indebtedness under the Arden Loan Documents. Any such prepayment must be in an amount at least equal to the greater of (A) the Allocated Loan Amount for such Arden Property and (B) the sum of such insurance proceeds or condemnation awards and the proceeds received by the Arden Borrower from the sale of the property or the part thereof that remains following the casualty or condemnation, but will not be more than 125% of the Allocated Loan Amount of such Arden Property.

    In the event that, prior to the first day of the Arden Defeasance Period, an Arden Property has suffered a total or substantial condemnation or casualty (in each case, as to which an Arden Restoration is not required or permitted under the Arden Mortgage), the Arden Borrower is required to cause the release of such property from the lien of the Arden Mortgage by satisfying, among other things, the following conditions: (a) the Arden Borrower must pay to the Master Servicer all interest that is accrued and unpaid on the principal balance of the Arden Loan and all other sums due under the Arden Loan documents; (b) the Arden Borrower must pay to the Master Servicer, to be applied to prepayment of the outstanding principal balance of the Arden Loan, an amount equal to the greater of (i) the Allocated Loan Amount for such Arden Property and (ii) the lesser of
(x) 125% of the Allocated Loan Amount of such Arden Property and (y) the sum such insurance proceeds and condemnation awards and the net proceeds received by the Arden Borrower from the sale of the related property or the part thereof that remains following the condemnation or casualty; and (c) the Arden Borrower must provide to the Master Servicer an opinion of counsel in form and substance, and from a firm, acceptable to the Master Servicer, that such release would not adversely affect the status of either Trust REMIC and that such release will not result in a deemed exchange of the Certificates pursuant to Section 1001 of the Code.

    FINANCIAL COVENANTS AND REPORTING. The Arden Borrower is required to furnish to the Master Servicer, among other things: (a) the monthly operating statement of each Arden Property, together with rent rolls for such month, delivered within 15 days following the end of such calendar month, (b) within 90 days after the end of each fiscal year, an audited annual consolidated balance sheet, statement of income, partners' capital or deficit and consolidated cash flow of the Arden Borrower, prepared and certified by a "Big 6" accounting firm,
(c) within 45 days following the end of each fiscal quarter, an unaudited consolidated balance sheet, statement of income and expenses, and a statement of cash flow of the Arden Borrower and (d) at least 30 days prior to the commencement of the partial year period commencing on the Arden Anticipated Repayment Date and each fiscal year thereafter an annual operating budget presented on a monthly basis.

    THE PROPERTIES. The Arden Properties consist of 17 suburban office properties of which 15 are located in Los Angeles County and of which two are located in Orange County.

    The Arden Properties have GLAs ranging from 42,292 square feet to 391,675 square feet, with an average GLA of 158,550 square feet and an aggregate GLA of 2,695,356 square feet. The Arden Properties were built between 1972 and 1989. The occupancy rate of the properties as of May 1997 ranged from 82.7% to 100%, with a weighted average occupancy rate, as of July 1997, of 91.3%. The 1996 NOI of the properties ranged from $350,328 to $5,425,390 and aggregated $31,017,875. Most leases have an initial term of three to six years. The largest tenants of the properties, State Compensation Insurance Fund, Southern Pacific Transportation Company, Pepperdine University, RDA/Logicon, Inc. and Earth Technology Corp. represent 5.5%, 4.1%, 3.6%, 3.3% and 2.4% of the annualized base rent, respectively. No other single tenant represents more than 2.3% of the annualized base rent of the properties. The aggregate value of the Arden Properties has been determined by LB Holdings, based on financial and other information provided by the Arden Borrower and on information prepared on LB Holding's behalf by third parties, to be $342,000,000. Appraisals were not conducted with respect to the Prentiss Properties. For additional considerations with respect thereto, see "Risk Factors--The Mortgage Loans-- Lack of Certain Appraisals-Limitation of Appraisals" herein.

    The Depositor has been advised by the Arden Borrower that the Arden Borrower believes that assessed property values for California property tax, of some of the Arden Properties may be adjusted because of past events which should have triggered a readjustment. See "Risk Factors--The Mortgage Loans--Risks Associated with Tax Assessment of Arden Properties."

    70 SOUTH LAKE AVENUE. The 70 South Lake Avenue building, built in 1982, is located on approximately 0.9 acres of land in Pasadena, California. The building is an eleven-story office building with 100,133 square feet of GLA. Four floors of the building are parking floors. The remainder is conventional office space. As of July 13, 1997, the property was 91.9% leased.

    The following table sets forth certain data regarding major tenants at the 70 South Lake Avenue as of July 13, 1997:

                                                                                                                    % OF
                                                                        LEASE      GLA (SQ         % OF           IN-PLACE
TENANT                                                               EXPIRATION      FT)       PROPERTY GLA       BASE RENT
-------------------------------------------------------------------  -----------  ---------  -----------------  -------------
Union Bank(1)......................................................    Various       18,481           18.5%            23.9%
Countrywide Funding................................................     2000         16,726           16.7%            14.1%
Smith Barney, Inc..................................................     2005          9,415            9.4%            10.9%
                                                                     -----------  ---------            ---              ---
    TOTAL..........................................................

------------------------
(1) Union Bank occupies 2 suites containing 10,716 GLA and 7,765 GLA under leases expiring August 1999 and July 1999, respectively.

    100 WEST BROADWAY. The 100 West Broadway property, built in 1986, is located in the Long Beach area of Los Angeles County, California. The property contains two six story office buildings, connected by an atrium and has 191,727 square feet of GLA. As of July 14, 1997, the property was 96.1% leased.

    The following table sets forth certain data regarding major tenants at the 100 West Broadway Property as of June 30, 1997:

                                                                                                                       % OF
                                                                        LEASE          GLA            % OF           IN-PLACE
TENANT                                                               EXPIRATION     (SQ. FT.)     PROPERTY GLA       BASE RENT
------------------------------------------------------------------  -------------  -----------  -----------------  -------------
Earth Technology Corp.(1).........................................         2004        44,122            23.0%            28.7%
Inchcape Shipping(2)..............................................         2002        31,003            16.2%            15.6%
General Services Admin............................................         2002        16,738             8.7%             7.6%

------------------------

(1) Earth Technology Corp. occupies 2 suites containing 37,494 GLA and 6,628 GLA under leases expiring January 2004 and September 1998, respectively.

(2) Inchcape Shipping occupies suites containing 31,003 GLA; lease expirations are as follows: 792 GLA is month-to-month, 1,182 GLA expires April 1999, 433 GLA expires August 1999, 2,437 GLA expires September 1999, and 26,159 GLA expires February 2002.

    222 SOUTH HARBOR BOULEVARD. The 222 South Harbor Boulevard building, built in 1986, is located in Anaheim, California. The building is a ten story office building with 175,391 square feet of GLA. As of July 13, 1997, the property was 94.7% leased.

    The following table sets forth certain data regarding major tenants at the 222 South Harbor Boulevard Property as of June 30, 1997:

                                                                                                                      % OF
                                                                         LEASE         GLA           % OF           IN-PLACE
TENANT                                                                EXPIRATION     (SQ FT)     PROPERTY GLA       BASE RENT
-------------------------------------------------------------------  -------------  ---------  -----------------  -------------
Intracorp..........................................................         1998       54,179           30.9%            25.2%
Computer Learning Centers..........................................         1999       22,042           12.6%            15.1%
McGladrey & Pullen.................................................         2002       18,032           10.3%            11.8%

    The interest of the Arden Borrower in 222 South Harbor Boulevard consists of a fee interest in the property in which the office building is located and a leasehold interest in the property on which the parking facility is located. The leasehold interest was created under a ground lease with The Anaheim Redevelopment Agency (the "222 South Harbor Boulevard Ground Lease"). The 222 South Harbor Boulevard Ground Lease expires on June 30, 2034, or earlier if the building on the 222 South Harbor Boulevard property is abandoned or no longer used for office purposes. The current rent due under the 222 South Harbor Boulevard Ground Lease is $128,706 per year. The 222 South Harbor Boulevard Ground Lease provides for a rent increase on July 1, 2008 to $173,753 per year; an increase on July 1, 2003 to $234,506, and for the twenty-five years from June 30, 2008, at a rent to be determined every five years thereafter by an appraisal process described in the 222 South Harbor Boulevard Ground Lease. The ground lessor has agreed (a) that in the event the lender under the Arden Loan should foreclose, the lender would have the right to assign the leasehold estate to another entity as long as the assignee of the leasehold estate has also acquired the fee estate for the 222 South Harbor Boulevard property, (b) to send the lender notice of any event of default under the 222 South Harbor Boulevard Ground Lease and to grant to the lender a right and additional time to cure any such default and (c) if the ground lessor terminates the 222 South Harbor Boulevard Ground Lease, to enter into a new lease with the lender on the same terms as the present lease provided that the lender has cured any defaults.

    303 NORTH GLENOAKS BOULEVARD. The 303 North Glenoaks Boulevard building, built in 1983 and renovated in 1996, is located on approximately 1.44 acres of land in Burbank, California. The building is a ten story office building with 175,449 square feet of GLA. As of July 14, 1997, the property was 98.3% leased.

    The following table sets forth certain data regarding major tenants at the 303 North Glenoaks Boulevard Property as of July 14, 1997:

                                                                                                                      % OF
                                                                         LEASE         GLA           % OF           IN-PLACE
TENANT                                                                EXPIRATION     (SQ FT)     PROPERTY GLA       BASE RENT
-------------------------------------------------------------------  -------------  ---------  -----------------  -------------
DIC Entertainment..................................................         2002       50,472           28.8%            27.6%
Insurance Co. of the West..........................................         2001       23,450           13.4%            14.5%
New Wave Entertainment.............................................         1999       20,993           12.0%            12.8%

    400 CORPORATE POINTE. The 400 Corporate Pointe property (also known as Pepperdine University Plaza) was built in 1988 and is located on approximately
1.30 acres of land in Culver City in Los Angeles, California. The building is an eight story office building with 164,598 square feet of GLA. As of July 15, 1997, the property was 99% leased.

    The following table sets forth certain data regarding major tenants at the 400 Corporate Pointe Property as of July 15, 1997:

                                                                                                                      % OF
                                                                         LEASE         GLA           % OF           IN-PLACE
TENANT                                                                EXPIRATION     (SQ FT)     PROPERTY GLA       BASE RENT
-------------------------------------------------------------------  -------------  ---------  -----------------  -------------
Pepperdine University..............................................         2002       89,752           54.5%            49.3%
Crawford & Company.................................................         1998       20,347           12.4%            17.7%
Investment Technology..............................................         2005       13,696            8.3%             6.1%

    425 WEST BROADWAY. The 425 West Broadway building, built in 1985 and renovated in 1996, is located in Glendale in Los Angeles, California. The building is a four story office building with 71,589 square feet of GLA. As of July 13, 1997, the property was 97.6% leased.

    The following table sets forth certain data regarding major tenants at the 425 West Broadway Property as of July 13, 1997:

                                                                                                                      % OF
                                                                         LEASE         GLA           % OF           IN-PLACE
TENANT                                                                EXPIRATION     (SQ FT)     PROPERTY GLA       BASE RENT
-------------------------------------------------------------------  -------------  ---------  -----------------  -------------
Cal. Community News................................................         1999       18,189           25.4%            26.1%
Trans. Insurance Brokers...........................................         1998       14,075           19.7%            20.6%
Scan Health Plan...................................................         1999        5,026            7.0%             7.3%

    5601 LINDERO CANYON BOULEVARD. The 5601 Lindero Canyon Boulevard building, built in 1989, is located in Westlake Village in Los Angeles, California. The building is a two-story office building with 105,830 square feet of GLA. As of July 13, 1997, the property was 100% leased.

    The following table sets forth certain data regarding major tenants at the 5601 Lindero Canyon Boulevard Property as of July 13, 1997:

                                                                                                                      % OF
                                                                         LEASE         GLA           % OF           IN-PLACE
TENANT                                                                EXPIRATION     (SQ FT)     PROPERTY GLA       BASE RENT
-------------------------------------------------------------------  -------------  ---------  -----------------  -------------
Hewlett Packard....................................................         2002       53,700           50.7%            48.1%
Candle Corporation.................................................         2002       52,130           49.3%            49.8%

    5832 BOLSA AVENUE. The 5832 Bolsa Avenue building, built in 1985, is located on approximately 3.1 acres of land in Huntington Beach, California. The building is a two-story office building with 49,355 square feet of GLA. As of July 14, 1997, the 5832 Bolsa Avenue Property was 100% leased.

    The following table sets forth certain data regarding major tenants at the 5832 Bolsa Avenue Property as of June 30, 1997:

                                                                                                                    % OF
                                                                         LEASE         GLA          % OF          IN-PLACE
TENANT                                                                EXPIRATION     (SQ FT)    PROPERTY GLA      BASE RENT
-------------------------------------------------------------------  -------------  ---------  ---------------  -------------
GTE California Inc.................................................         2000       49,355         100.0%           92.0%

    10350 SANTA MONICA BOULEVARD. The 10350 Santa Monica Boulevard building, built in 1978, is located in Los Angeles, California. The building is a three-story office building with 42,292 square feet of GLA. As of July 14, 1997, the 10350 Santa Monica Boulevard Property was 100% leased.

    The following table sets forth certain data regarding major tenants at the 10350 Santa Monica Boulevard Property as of July 14, 1997:

                                                                                                                    % OF
                                                                         LEASE         GLA          % OF          IN-PLACE
TENANT                                                                EXPIRATION     (SQ FT)    PROPERTY GLA      BASE RENT
-------------------------------------------------------------------  -------------  ---------  ---------------  -------------
Performing Arts Network............................................         2000        6,090          14.4%           14.9%
Friends Medical Science............................................         2000        4,675          11.1%           10.4%
Edward A. Dreyfus, PhD.............................................         1998        4,647          11.0%           13.2%

    An architectural/engineering condition report that was recently conducted has indicated that in order to intercept water infiltration and prevent further damage, a new drain system or waterproofing was necessary for the parking structure that is part of the property. The Arden Borrower has budgeted for these improvements, which are expected to be completed by year end 1997. However, there can be no assurances that the Arden Borrower will have sufficient funds to complete such repairs.

    12501 EAST IMPERIAL HIGHWAY. The 12501 East Imperial Highway building, built in 1977 and renovated in 1994, is located on approximately 7.0 acres of land in Norwalk in Los Angeles, California. The building is a six story office building with 122,175 square feet of GLA. As of July 14, 1997, the 12501 East Imperial Highway Property was 95.7% leased.

    The following table sets forth certain data regarding major tenants at the 12501 East Imperial Highway Boulevard Property as of July 14, 1997:

                                                                                                                    % OF
                                                                         LEASE         GLA          % OF          IN-PLACE
TENANT                                                                EXPIRATION     (SQ FT)    PROPERTY GLA      BASE RENT
-------------------------------------------------------------------  -------------  ---------  ---------------  -------------
GTE Real Estate Services...........................................         1999       63,769          52.2%           55.3%
The Meade Corporation..............................................         1998       27,913          22.8%           25.2%
IBM................................................................         2001       20,620          16.9%           16.9%

    BEVERLY ATRIUM. The Beverly Atrium building, built in 1989, is located on approximately 0.73 acres of land in Beverly Hills in Los Angeles, California. The building is a three story office building with 61,314 square feet of GLA. As of July 13, 1997, the Beverly Atrium Property was 85.0% leased.

    The following table sets forth certain data regarding major tenants at the Beverly Atrium Property as of July 13, 1997:

                                                                                                                      % OF
                                                                         LEASE         GLA           % OF           IN-PLACE
TENANT                                                                EXPIRATION     (SQ FT)     PROPERTY GLA       BASE RENT
-------------------------------------------------------------------  -------------  ---------  -----------------  -------------
GE Capital.........................................................         2002       18,489           30.2%            31.1%
Unigem International...............................................         1998        8,394           13.7%            15.3%
Islands Restaurant.................................................         2010        7,404           12.1%            14.0%

    BRISTOL PLAZA. The Bristol Plaza building, built in 1982, is located in Culver City in Los Angeles, California. The building is a four-story office building with 84,014 square feet of GLA. As of July 13, 1997, the Bristol Plaza Property was 79.8% leased.

    The following table sets forth certain data regarding major tenants at the Bristol Plaza Property as of July 13, 1997:

                                                                                                                    % OF
                                                                         LEASE         GLA          % OF          IN-PLACE
TENANT                                                                EXPIRATION     (SQ FT)    PROPERTY GLA      BASE RENT
-------------------------------------------------------------------  -------------  ---------  ---------------  -------------
Bristol A/R Inc....................................................         1998       12,163          14.5%           24.0%
State of California................................................         2001       10,083          12.0%           16.8%
First Colony Financial.............................................         1999        6,347           7.6%            7.4%

    BURBANK EXECUTIVE PLAZA PROPERTY. The Burbank Executive Plaza Property consist of two office buildings, 333 Glenoaks Boulevard, constructed in 1978, and 300 Magnolia Boulevard, constructed in 1983, containing a total of 142,862 square feet of GLA, located on 1.5 acres of land in Burbank, California. As of July 14, 1997, the property for the Burbank Executive Plaza Property was 85.4% leased.

    A recent building evaluation report has indicated, among other things, that the 333 Glenoaks Boulevard building requires a new generator and an upgrade of the elevators. These, along with other various structural improvements with respect to the Burbank Executive Plaza Property have been budgeted for in the 1998 budget of the Arden Borrower. However, there can be no assurances that the Arden Borrower will have sufficient funds to complete such repairs.

    A recent building evaluation report has indicated, among other things, that the 300 Magnolia Boulevard building requires an upgrade of the elevators to bring the building in compliance with the ADA. These, along with other various structural improvements with respect to the 300 Magnolia Boulevard building, have been budgeted for in the 1998 budget for the Arden Borrower. However, there can be no assurances that the Arden Borrower will have sufficient funds to complete such repairs.

    The following table sets forth certain data regarding major tenants at the Burbank Executive Plaza Properties as of July 14, 1997:

                                                                                                                    % OF
                                                                         LEASE         GLA          % OF          IN-PLACE
TENANT                                                                EXPIRATION     (SQ FT)    PROPERTY GLA      BASE RENT
-------------------------------------------------------------------  -------------  ---------  ---------------  -------------
First Health Strategies............................................         1999       24,098          16.9%           18.6%
Axium Enterprises, Inc.............................................         2007       14,962          10.5%           13.0%
Rich Animation.....................................................         2001       14,158           9.9%           11.0%

    L.A. CORPORATE CENTER PROPERTY. The L.A. Corporate Center Property consist of four office buildings, 900, 1000, 1200 and 1255 Corporate Center Drive, the oldest of which was constructed in 1984, containing a total of 389,293 square feet of GLA in Monterey Park in Los Angeles, California. As of July 14, 1997, the L.A. Corporate Center Property was 84.9% leased.

    The following table sets forth certain data regarding major tenants at the L.A. Corporate Center Property as of July 14, 1997:

                                                                                                                   % OF
                                                                        LEASE         GLA          % OF          IN-PLACE
TENANT                                                               EXPIRATION     (SQ FT)    PROPERTY GLA      BASE RENT
------------------------------------------------------------------  -------------  ---------  ---------------  -------------
State Compensation Insurance Fund.................................         1998      113,513          29.2%           36.9%
So. Pacific Transportation........................................         1999       83,017          21.3%           27.4%
AT&T Corp.........................................................         2001       46,385          11.9%           11.0%

    THE NEW WILSHIRE. The New Wilshire Building, built in 1986, is located on approximately 0.91 acres of land in Los Angeles, California. The building is a sixteen story office building with 202,704 square feet of GLA. As of July 13, 1997, the property rate was 82.7% leased.

    The following table sets forth certain data regarding major tenants at the New Wilshire Property as of July 13, 1997:

                                                                                                                 % OF
                                                                       LEASE        GLA          % OF          IN-PLACES
TENANT                                                               EXPIRATION   (SQ FT)    PROPERTY GLA      BASE RENT
-------------------------------------------------------------------  ----------  ---------  ---------------  -------------
Grey Advertising(1)................................................     2006        51,148         25.2%            26.2%
Muse, Cordero, Chen, Inc. .........................................     2001        15,551          7.7%            11.4%
Allied Communications, Inc. .......................................     2001        13,241          6.5%             7.0%

------------------------------

(1) Grey Advertising occupies two suites: one suite containing 47,652 GLA under lease expiring March 2006 and another suite containing 3,496 GLA under a month-to-month lease.

    SKYVIEW CENTER. The Skyview Center Property consist of two office buildings, 6033 W. Century Boulevard, constructed in 1981, and 6053 W. 98th Street, constructed in 1986, containing a total of 391,675 square feet of GLA, located on 18.3 acres of land in Los Angeles, California. As of July 14, 1997, the Skyview Center Property was 88.7% leased.

    The following table sets forth certain data regarding major tenants at the Skyview Center Property as of July 14, 1997:

                                                                                                                 % OF
                                                                       LEASE        GLA          % OF          IN-PLACE
TENANT                                                               EXPIRATION   (SQ FT)    PROPERTY GLA      BASE RENT
-------------------------------------------------------------------  ----------  ---------  ---------------  -------------
RDA/Logicon........................................................     2002        74,174         18.9%            27.4%
Learning Tree International........................................     2005        34,145          8.7%             7.8%
American Tours Int'l, Inc. ........................................     2004        32,586          8.3%             6.8%

    WOODLAND HILLS FINANCIAL CENTER. The Woodland Hills Financial Center Properties consist of two office buildings, 21021 and 21031 Ventura Boulevard, constructed in 1972 and renovated in 1996, containing a total of 224,955 square feet of GLA, located in Woodland Hills in Los Angeles, California. As of July 13, 1997, the Woodland Hills Financial Center Properties were 88.8% leased.

    The following table sets forth certain data regarding major tenants at the Woodland Hills Financial Center as of July 13, 1997:

                                                                                                                 % OF
                                                                       LEASE        GLA          % OF          IN-PLACE
TENANT                                                               EXPIRATION   (SQ FT)    PROPERTY GLA      BASE RENT
-------------------------------------------------------------------  ----------  ---------  ---------------  -------------
Presidential Mortgage Co. .........................................     2003        19,600          8.7%            11.4%
Dennison, Bennett & Press..........................................     2000        14,386          6.4%            10.7%
Pacific Homes......................................................     1998        13,989          6.2%             6.4%

    PROPERTY MANAGEMENT. The Arden Properties are managed by the Arden LP (in such capacity, the "Arden Manager"), pursuant to a property management agreement (the "Arden Management Agreement") between the Arden Manager and the Arden Borrower. The Arden Manager is responsible for the management of the Arden Properties and the administration of the leases with respect thereto. Under the Arden Management Agreement, the Arden Manager is entitled to (a) an annual management fee equal to 3% of gross receipts of the Arden Properties, payable monthly, (b) reimbursement of all third party costs advanced by the Arden Manager for the Arden Borrower and compensation for services rendered by the Arden Manager as a construction manager in connection with construction work performed on the Arden Properties pursuant to the Arden Management Agreement and
(c) a fee in respect of extensions and expansions of leasehold interests of 6% of such lease and a fee for renewals at 4% of such lease.

    The Arden Management Agreement provides that the Arden Manager will manage the properties for an initial term of 36 months beginning June 11, 1997, and will automatically be renewed for five additional terms of one year each unless one party notifies the other that it elects not to renew. The Arden Management Agreement may be terminated upon: (A) cause, upon the occurrence of certain events with respect to the Arden Manager, at the election of the Arden Borrower;
(B) cause, upon the occurrence of certain events with respect to the Arden Borrower, at the election of the Arden Manager; or (C) 30 days notice from either of the Arden Borrower and the Arden Manager, with or without cause. The Arden Borrower may terminate the Arden Management Agreement for cause upon, among other things: (i) any material breach of the Arden Manager to comply with the terms of the Arden Management Agreement, and which the Arden Manager has failed to cure within 10 days after receiving written notice from the Arden Borrower of such failure to comply (or if such cure cannot be effected within such 10 day period, then upon failure to commence such cure within such 10 day period) or (ii) certain events of insolvency of the Arden Manager. The Arden Manager may terminate the Arden Management Agreement for cause upon, among other things: (i) any material breach of the Arden Borrower in the punctual payment of any material amount payable by the Arden Borrower to the Arden Manager pursuant to the Arden Management Agreement when such amount becomes due and payable, and which the Arden Manager has failed to cure within 10 days after receiving written notice from the Arden Manager of such failure to comply (or if such cure cannot be effected within such 10 day period, then upon failure to commence such cure within such 10 day period) or (ii) certain events of insolvency of the Arden Borrower.

    Pursuant to a Collateral Assignment of Management Agreement and Subordination Agreement, among LB Realty, as lender, the Arden Borrower and the Arden Manager (the "Manager's Subordination") the Arden Borrower has assigned to LB Realty (which will be assigned to the Trustee) all of its rights, pursuant to the Arden Management Agreement, including its rights thereunder to terminate the Arden Management Agreement and cause a new property manager to be engaged. In addition, pursuant to the Manager's Subordination, the Master Servicer has the right to terminate the Arden Manager upon the occurrence of an even of default under the Arden Loan documents. In addition, pursuant to the Manager's Subordination, the Arden Manager has also agreed that all fees and all other amounts payable to the Arden Manager pursuant to the Arden Management Agreement are and will be, in all respects, subordinate and inferior to the liens and security interests created by the Arden Loan.

    The Arden Manager is a 92% owned by the Arden REIT. The Arden Manager directly manages all of the properties owned by the Arden REIT and its subsidiaries (including the Arden Properties).

THE VILLA MARINA LOAN AND PROPERTY

    THE LOAN. The Villa Marina Loan has a principal balance as of the Cut-Off Date of $58,000,000 and is secured by an Amended, Restated and Extended Deed of Trust, Assignment of Leases and Rents and Security Agreement (the "Villa Marina Mortgage") encumbering 2 adjacent retail properties which form an urban marketplace in the Marina del Rey area of the City of Los Angeles, California (the "Villa Marina Property"). The aggregate value of the Villa Marina Property has been determined by LB Holdings, based on financial and other information provided to LB Holdings and on information prepared on LB Holding's behalf by third parties to be approximately $101,100,000. Appraisals were not conducted with respect to the Villa Marina Property. For additional considerations with respect thereto, see "Risk Factors--The Mortgage Loans--Lack of Certain Appraisals-Limitation of Appraisals" herein.

    THE BORROWER. Macerich Marina Limited Partnership (the "Villa Marina Borrower") is a California limited partnership formed in December 1995 solely to own and operate the Villa Marina Property. The Villa Marina Borrower has no material assets other than the Villa Marina Property and related interests. The general partner of the Villa Marina Borrower is Macerich Marina GP Corp. (the "Villa Marina GP"), a Delaware corporation, the sole purpose of which is to act as general partner of the Villa Marina Borrower and is a wholly owned subsidiary of The Macerich Company (the "Macerich REIT"). The Macerich REIT is a Maryland corporation and a real estate investment trust, the stock of which is traded

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on the New York Stock Exchange. The Macerich REIT is a reporting company under the Exchange Act. The limited partner of the Villa Marina Borrower is The Macerich Partnership, L.P. (the "Macerich Limited Partner"), a Delaware limited partnership which, as of June 30, 1997, was approximately 68% owned by the Macerich REIT.

    SECURITY. The Villa Marina Loan is a non-recourse loan, secured only by the fee estate of the Villa Marina Borrower in the Villa Marina Property and certain other collateral (including an assignment of leases and rents and the funds in certain accounts). Subject to exceptions for misapplication of (i) insurance and condemnation proceeds and (ii) rental income or security deposits under any lease after the occurrence of and during the continuance of an event of default under the Villa Marina Loan documents, neither the Villa Marina Borrower nor any of its affiliates is personally liable for payment of the Villa Marina Loan.

    The Villa Marina Borrower has made certain environmental representations and has represented that it has good, marketable and insurable fee simple title to the Villa Marina Property subject only to specified permitted encumbrances (the "Villa Marina Permitted Encumbrances") permitted by the lender under the loan documents. LB Realty is the named insured under a title insurance policy (which will be assigned to the Trust Fund) which insures that the Villa Marina Mortgage constitutes a valid and enforceable first lien on the Villa Marina Property, subject to certain exceptions and exclusions from coverage set forth therein.

    PAYMENT TERMS. The Villa Marina Loan was originated by LB Realty on August 29, 1997, and matures on October 10, 2031 (the "Villa Marina Maturity Date"). The proceeds of the Villa Marina Loan were used to repay previously existing indebtedness to LB Realty. The Villa Marina Loan bears interest at a fixed rate per annum equal to 7.225% (the "Villa Marina Base Interest Rate") through October 9, 2006 and from and after October 10, 2006 (the "Villa Marina Anticipated Repayment Date") at a rate per annum (the "Villa Marina Adjusted Interest Rate") which will be fixed on the Villa Marina Anticipated Repayment Date as the greater of (a) the Villa Marina Base Interest Rate plus 2% and (b) the yield on the U.S. Treasury obligation (primary issue) with a maturity date closest to October 10, 2031, with such yield being based on the bid price for such issue as published in The Wall Street Journal on September 27, 2006, or, if such bid price is not published on that date, the next preceding date on which such bid price is published, converted to a monthly compounded nominal yield, plus 2%. However, as described below, until the principal balance of the Villa Marina Loan has been reduced to zero, the Villa Marina Borrower will only be required to pay interest at the Villa Marina Base Interest Rate. The interest accrued at the excess of the Villa Marina Adjusted Interest Rate over the Villa Marina Base Interest Rate will be deferred and added to the indebtedness secured by the Villa Marina Loan documents and will bear interest at the Villa Marina Adjusted Interest Rate (such accrued and deferred interest and interest thereon, the "Villa Marina Excess Interest"). Interest on the Villa Marina Loan is calculated on the basis of the actual number of days elapsed and a 360-day year.

    The Villa Marina Loan requires monthly payments of interest (the "Villa Marina Monthly Debt Service Payments") of approximately $349,208 until the Villa Marina Anticipated Repayment Date. Commencing on the first Due Date after the Villa Marina Anticipated Repayment Date, the Villa Marina Loan requires 300 monthly payments of principal and interest (calculated based on the actual number of days elapsed and a 360-day year) based on a 300-month amortization schedule and the Villa Marina Base Interest Rate which is scheduled to be approximately $418,294 (the "Villa Marina ARD Monthly Debt Service Payments"). Beginning on the first Due Date after the Villa Marina Anticipated Repayment Date, in addition to the payment of the Villa Marina ARD Monthly Debt Service Payment, the Villa Marina Borrower is required to apply 100% of the Villa Marina Excess Cash Flow (as defined below) for the month preceding the month in which the Due Date occurs in the following order of priority: (a) to the outstanding principal balance of the Villa Marina Loan until such principal is reduced to zero and (b) to the Villa Marina Excess Interest. "Villa Marina Excess Cash Flow," for any period after the Villa Marina Anticipated Repayment Date, means the excess of (i) sums received in the Villa Marina Lock Box over (ii) the sum of (A) Villa Marina ARD Monthly Debt Service Payments for such period, (B) amounts

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required to fund any required tax and insurance reserves, (C) Villa Marina
Borrower monthly operating expenses which have been calculated in accordance with an annual budget approved by the Master Servicer and other extraordinary operating expenses which must be approved by the Master Servicer if in excess of $1,000,000 annually, incurred in the ordinary course of business and is of a type that is incurred by owners of urban marketplaces of a similar type and quality to the Villa Marina Property and (D) any other obligations under the Villa Marina Loan documents then due and payable.

    Upon the occurrence of an event of default under the Villa Marina Loan, the entire amount due under the Villa Marina Loan documents will bear interest at a default rate equal to the lesser of (a) the Villa Marina Base Interest Rate plus 3% (or on and after the Villa Marina Anticipated Repayment Date, the Villa Marina Adjusted Interest Rate plus 3%) and (b) the maximum rate allowed to be collected under applicable law.

    ALTERATIONS. The Villa Marina Borrower may, provided no event of default under the Villa Marina Loan documents has occurred or is continuing, undertake any alteration, expansion, improvement, demolition or removal (each, a "Villa Marina Alteration") of the Villa Marina Property or any portion thereof so long as such Villa Marina Alteration, among other things, (i) is undertaken in accordance with the Villa Marina Loan documents, any applicable major space leases or operating agreements and (ii) does not have a material adverse effect on the financial condition of the Villa Marina Borrower or the value of the Villa Marina Property. Any Villa Marina Alteration that involves an estimated cost of more $250,000 is required to be conducted under the supervision of a qualified architect or engineer to oversee such Villa Marina Alteration. In connection with any Villa Marina Alteration which involves an estimated cost, individually or in the aggregate with any other related Villa Marina Alterations, the cost of which is not reimbursed to the Villa Marina Borrower by any tenant of the Villa Marina Property, of more than $2,850,000, the Villa Marina Borrower is required to deliver to the Master Servicer (i) an estimate of the cost of such Villa Marina Alteration, approved by an independent architect and (ii) security in an amount equal to the difference between such estimated cost and $2,850,000.

    PREPAYMENT. Voluntary prepayment is prohibited under the Villa Marina Loan prior to the Villa Marina Anticipated Repayment Date. On the Villa Marina Anticipated Repayment Date, or on any scheduled Due Date thereafter, the Villa Marina Borrower may prepay all or any portion of the Villa Marina Loan and all other amounts due in connection therewith in whole or part without payment of any penalty or premium.

    Principal payments on the Villa Marina Loan are required to occur on Due Dates on or after the Villa Marina Anticipated Repayment Date through the application of the Villa Marina ARD Monthly Debt Service Payments and the Villa Marina Excess Cash Flow as described above under "--Payment Terms." The Villa Marina Loan may also be prepaid as a result of certain events with respect to condemnation or casualty, as described below under "--Condemnation and Casualty." Upon the occurrence of an event of default under the Villa Marina Loan, the Master Servicer may apply certain amounts to the prepayment of the Villa Marina Loan. Upon the occurrence of a prepayment as a result of an event of default which occurs prior to the Villa Marina Anticipated Repayment Date, the Villa Marina Borrower is required to pay prepayment consideration in an amount equal to the present value of a series of payments (a) that are each equal to the product of (i) 1/12th of the rate equal to the excess of the Villa Marina Base Interest Rate over the Villa Marina Reinvestment Yield Rate and (ii) the principal amount of the Villa Marina Loan due on such prepayment date, and
(b) that are payable on each monthly Due Date through and including the Villa Marina Anticipated Repayment Date, such present value to be discounted at the Villa Marina Reinvestment Yield Rate for the number of months remaining from such prepayment date to each such Due Date through and including the Villa Marina Anticipated Repayment Date. The "Villa Marina Reinvestment Yield Rate" means the sum of .25% and the yield on U.S. Treasury issue (primary issue) with a maturity closest to October 10, 2006 with such yield being based on a bid price for such issue as published in The Wall Street Journal on the date which is 14 days prior to the date of such prepayment as set forth in a notice of prepayment (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published), converted to a monthly compounded nominal yield.

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    RELEASE IN EXCHANGE FOR SUBSTITUTE COLLATERAL.  The Villa Marina Borrower is
permitted at any time after the second anniversary of the Closing Date and prior to the Villa Marina Anticipated Repayment Date (the "Villa Marina Defeasance Period"), provided no event of default exists, to defease the Villa Marina Property, provided that, among other conditions, the Villa Marina Borrower delivers on such Due Date (the "Villa Marina Defeasance Date") Villa Marina Defeasance Collateral with an aggregate amount of payments of principal and predetermined and certain income therefrom sufficient to pay (i) all interest accrued and unpaid on the principal balance of the Villa Marina Loan; (ii) all other sums then due and payable under the Villa Marina Loan; and (iii) the outstanding principal amount of the Villa Marina Loan. The "Villa Marina Defeasance Collateral" must be U.S. Obligations providing payments on or prior to, but as close as possible to, the business day prior to each successive scheduled Due Date after the Villa Marina Defeasance Date upon which payments are required under the Villa Marina Loan after the Villa Marina Defeasance Date and through and including the Villa Marina Anticipated Repayment Date and in amounts equal to (a) the scheduled payments due on such dates under the Villa Marina Loan and (b) the unpaid principal balance of the Villa Marina Loan, together with accrued interest, on the Villa Marina Anticipated Repayment Date.

    In addition, the Villa Marina Borrower is required to deliver to the Master Servicer, among other things: (a) all documents necessary to amend and restate the note for the Villa Marina Loan (the "Villa Marina Defeasance Note"); (b) a security agreement in form and substance satisfactory to the Master Servicer creating a first priority lien on the Villa Marina Defeasance Collateral; (c) an opinion of counsel for the Villa Marina Borrower in form reasonably satisfactory to the Master Servicer stating, among other things, that the Trustee has a perfected first priority security interest in the Villa Marina Defeasance Collateral delivered by the Villa Marina Borrower and that neither the tax qualification nor the status of the Trust REMIC as a REMIC will be adversely affected or impaired as a result of the defeasance; (d) a certificate of an independent certified public accountant certifying that the Villa Marina Defeasance Collateral generates monthly amounts equal to or greater than each monthly installment of interest required to be paid under the Villa Marina Loan through and including the Villa Marina Anticipated Repayment Date and to pay the unpaid principal balance thereof on the Villa Marina Anticipated Repayment Date; and (e) evidence in writing from the Rating Agencies to the effect that such release will not result in a downgrade, withdrawal or qualification of their respective ratings of the Certificates.

    In connection with any such defeasance, either the Villa Marina Borrower, or at the Villa Marina Borrower's expense, the Master Servicer, will cause all obligations, rights and duties under and to the Villa Marina Defeasance Note and the Villa Marina Defeasance Collateral to be transferred to a successor entity which must be a single purpose entity (the "Villa Marina Defeasance Obligor"). The Villa Marina Defeasance Obligor is required to assume all obligations under the Villa Marina Defeasance Note and any security agreement executed in connection with the Villa Marina Defeasance, and the Villa Marina Borrower will be relieved of its obligations under such documents.

    Upon satisfaction of such conditions, such Villa Marina Property will be released from the lien of the Villa Marina Loan and the pledged U.S. Obligations will serve as collateral securing the Villa Marina Loan.

    LOCK BOX. No lock box is required to be maintained under the Villa Marina Loan until the Master Servicer notifies the Villa Marina Borrower upon the occurrence of a Villa Marina Lock Box Event with respect to such Villa Marina Loan, until such Villa Marina Lock Box Event is cured. A "Villa Marina Lock Box Event" with respect to the Villa Marina Loan occurs if: (i) the Villa Marina DSCR falls below 1.5X; (ii) on or before the date that is 30 days prior to the Villa Marina Anticipated Repayment Date, the Villa Marina Borrower fails to deliver to the Master Servicer a binding commitment for the refinancing of the Villa Marina Loan from a institutional lender together with evidence that all commitment fees associated therewith have been paid and there are no conditions to the closing of the refinancing other than customary closing conditions acceptable to the Master Servicer; (iii) the Villa Marina Borrower fails to repay the Villa Marina Loan on or before the Villa Marina Anticipated Repayment Date; or (iv) the

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occurrence of an event of default under the Villa Marina Loan documents which can be cured by the payment of money only. The "Villa Marina DSCR" is the ratio of (a) operating income over operating expenses for the preceding twelve-month period to (b) the amount of principal and interest due on the Villa Marina Loan and the debt service on certain additional indebtedness of the Villa Marina Borrower permitted under the terms of the Villa Marina Loan documents for the preceding twelve-month period.

    Upon the occurrence of a Villa Marina Lock Box Event and notice from the Master Servicer, the Villa Marina Borrower will be obligated to notify tenants under leases for any portion of the Villa Marina Property and counterparties under operating agreements that all payments owing to the Villa Marina Borrower should be sent to a lock box account established for the Villa Marina Property (the "Villa Marina Lock Box"), in the name of the Trust, generally with a depository institution or trust company the long-term debt obligations of which are rated "AA" by S&P and "Aaa" by Moody's and the short-term debt obligations of which are rated not lower than "A-1" by S&P (a "Villa Marina Eligible Account"). Upon notice from the Master Servicer of a Villa Marina Lock Box Event, the Macerich Property Manager is required to cause all amounts received directly by it on behalf of the Villa Marina Borrower to be delivered to the Master Servicer. Funds in the Villa Marina Lock Box will be swept every other day into a collection account held by the Master Servicer with respect to the Villa Marina Loan (the "Villa Marina Deposit Account").

    On each Due Date prior to the Villa Marina Anticipated Repayment Date, the Master Servicer is required to distribute funds held in the Villa Marina Deposit Account in the following order: (a) to pay all interest accrued and payable under the Villa Marina Loan documents; (b) to the payment of the outstanding principal balance of the Villa Marina Loan; (c) if a Villa Marina Lock Box Event has occurred, to the payment of any insurance and tax escrow deposits with respect to the Villa Marina Property; and (d) to the payment of any other amounts then due and payable under the Villa Marina Loan documents, with any excess being reimbursed to the Villa Marina Borrower. On each Due Date on or after the Villa Marina Anticipated Repayment Date, the Master Servicer will distribute funds held in the Villa Marina Deposit Account in the following order: (a) to fund the tax and insurance deposits with respect to the Villa Marina Property; (b) to pay the Villa Marina ARD Monthly Debt Service Payment due and payable on such Due Date; (c) to pay all other amounts then due and payable under the Villa Marina Loan documents; (d) to payments of monthly cash expenses incurred in accordance with the related approved annual budget; (f) to payments for extraordinary expenses approved by the Master Servicer; (g) to payments to the Master Servicer in reduction of the outstanding principal balance of the Villa Marina Loan, as Villa Marina Excess Cash Flow (as described above under "--Payment Terms") until the outstanding principal balance of the Villa Marina Loan has been reduced to zero; (h) to pay the Villa Marina Excess Interest, if any, and late payment fees, if any, then due and owing; and (i) to payment of any remaining amounts to the Villa Marina Borrower.

    RESERVES. Pursuant to the terms of the Villa Marina Loan, a payment reserve has been established in an amount equal to a Villa Marina Monthly Debt Service Payment which, upon the occurrence of a Villa Marina Lock Box Event, the Master Servicer, upon written notice to the Borrower, may apply to amounts due under the Villa Marina Loan. Upon the occurrence of, and during the continuation of, a Villa Marina Lock Box Event, the Master Servicer may elect to require the Villa Marina Borrower to fund an escrow account on a monthly basis generally in an amount equal to 1/12th of the aggregate insurance premiums and taxes in respect of the Villa Marina Property payable in the succeeding 12 months. The Villa Marina Borrower may satisfy its obligation to fund such escrow account by providing to the Master Servicer access to a credit facility or cash equivalents in an amount sufficient to discharge all insurance and tax obligations for the succeeding year, provided that the Villa Marina Borrower delivers, at its own expense, all security agreements and other documents necessary, in the reasonable opinion of the Master Servicer, to grant the Trust a perfected security interest in such credit facility or cash equivalents.

    TRANSFER OF PROPERTY AND INTEREST IN BORROWER; ENCUMBRANCE. The Villa Marina Borrower is permitted to transfer the Villa Marina Property (i) following a release in connection with a defeasance (as described above under "--Release in Exchange for Substitute Collateral"), (ii) on or after the Villa Marina

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Anticipated Repayment Date in connection with a prepayment (as described above under "--Prepayment") of the Villa Marina Loan or (iii) under certain other circumstances described in the following paragraph.

    The Villa Marina Borrower may transfer all or a portion of its interests in the Villa Marina Property if: (A) after giving effect to such transfer (i) the Villa Marina Property is beneficially owned by a single purpose entity (a "Villa Marina Transferee") which has assumed in writing the terms, covenants and conditions set forth in the Villa Marina Mortgage, (ii) the Villa Marina Transferee is controlled by a Villa Marina Permitted Owner, (iii) the manager of the Villa Marina Property is either the Macerich Property Manager or meets certain qualifications set forth in the Villa Marina Loan documents, including, but not limited to written confirmation from the Rating Agencies to the effect that the management of the Villa Marina Property by such manager will not result in a downgrade, withdrawal or qualification of their respective ratings of the Certificates, and (iv) no event of default under the Villa Marina Loan documents has occurred and is continuing; (B) the Villa Marina Borrower has furnished an opinion to the effect that such transfer will not adversely affect federal income status of the Trust REMIC or result in the imposition of a tax on the Trust REMIC to be treated as, or includable in, a "taxable mortgage pool" as defined in Section 7701(i) of the Code; and (C) the Villa Marina Borrower has obtained evidence in writing from the Rating Agencies to the effect that such transfer will not result in a downgrade or withdrawal of their respective ratings of the Certificates.

    Additionally, the Villa Marina Borrower, without the consent of the Master Servicer, may: (i) make immaterial transfers to governmental authorities in connection with takings; (ii) modify certain existing, or grant similar, easements, restrictions, covenants, reservations and rights of way included in the Villa Marina Permitted Encumbrances (in each case, the lien of the Villa Marina Mortgage will be subordinate to such easements, restrictions, covenants, reservations and rights of way); and (iii) transfer or lease to a retail user one or more anchor pads or outparcels (which are unimproved as of the Closing
Date) in connection with an expansion of the Villa Marina Marketplace in accordance with the Villa Marina Loan documents. Each transfer described in clauses (i) through (iii) above may only be made if it does not materially impair the utility and operation of the Villa Marina Property, materially adversely affect the value of the Villa Marina Property, violate requirements of law or result in the violation of any lease or operating agreement with respect to the Villa Marina Property.

    The limited partnership agreement of the Villa Marina Borrower prohibits transfers or encumbrances of the partnership interests in the Villa Marina Borrower. If, for any reason, a transfer or encumbrance of a partnership interest in the Villa Marina Borrower is required to be given effect by operation of law, the transferee/assignee may not be admitted to the partnership as a partner, but will be an assignee of such partnership interest. However, the Villa Marina Loan documents allow for the transfer of direct or indirect beneficial ownership interests in the Villa Marina Borrower if (i) after giving effect to the proposed transaction a Villa Marina Permitted Owner or an affiliate of the Villa Marina Borrower will be, individually or acting in concert, the managing or co-managing general partner of, or control the Villa Marina Borrower or will be the Villa Marina Borrower and (ii) the Rating Agencies confirm in writing that such proposed transaction will not result in the downgrading, withdrawal or qualification of the then current ratings of the Certificates. A "Villa Marina Permitted Owner" may be (i) the Macerich REIT,
(ii) the Macerich Limited Partner, (iii) any other entity which is, directly or indirectly, a wholly owned subsidiary of the Macerich REIT or the Macerich Limited Partner or (iv) a person or entity that is or that owns or controls or is a general partner of (A) a person or entity which, together with its affiliates, exclusive of the Villa Marina Property, has a current net worth of at least $100 million and total assets of at least $200 million, (B) a pension fund, account or trust or an investment established by such entity which has total assets of at least $100 million, exclusive of the Villa Marina Property and which is managed by a person or entity which manages at least $200 million in real estate assets exclusive of the Villa Marina Property or (C) an entity which in any combination of clause (A) and clause (B) is a general partner or controls at least a 25% interest.

    Under the Villa Marina Loan documents, a transfer of the publicly traded securities of the Macerich REIT or the general or limited partnership interests of the Macerich Limited Partner will be permitted so

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long as the Villa Marina GP continues to be directly or indirectly owned by the
Macerich REIT or the Macerich Limited Partner and the Villa Marina Borrrower continues to own the Villa Marina Property.

    OTHER FINANCING. The Villa Marina Borrower may incur indebtedness with respect to the Villa Marina Property without the consent of the Master Servicer, so long as no event of default under the Villa Marina Loan documents has occurred and is continuing as long as such indebtedness is not secured by the Villa Marina Property and is payable by the Villa Marina Borrower in respect of the operation of the Villa Marina Property in the ordinary course of operating the Villa Marina Borrower's business, is paid within 60 days after its respective due date (subject to the Villa Marina Borrower's right to contest), or is payable or reimbursable to any tenant on account of work performed at the Villa Marina Property by such tenant or for costs incurred by such tenant in connection with its occupancy of space in the Villa Marina Property. The Villa Marina Borrower may also incur unsecured indebtedness with respect to the Villa Marina Property without the consent of the Master Servicer, so long as no event of default under the Villa Marina Loan documents has occurred and is continuing which is related solely to the financing of capital improvements, tenants improvements or building equipment or leasing costs relating solely to the Villa Marina Property and: (a) does not, in the aggregate, exceed $2,000,000; (b) the proceeds of which are not distributed to the Villa Marina Borrower or any indirect beneficiary of the Villa Marina Borrower except as reimbursements for the financing of capital improvements, tenants improvements or building equipment or leasing costs relating solely to the Villa Marina Property; (c) is evidenced by a note or other written instrument on terms no less favorable to the Villa Marina Borrower than the terms of the Villa Marina Loan documents; and
(d) the terms of which require repayment from operating income in excess of operating expenses and the Villa Marina Monthly Debt Service Payments or the Villa Marina ARD Monthly Debt Service Payments, as applicable.

    INSURANCE. The Villa Marina Borrower is required to maintain (a) property insurance insuring the improvements and building equipment against any peril included within the classification "All Risks of Physical Loss" with extended coverage which includes loss and damage in an amount no less than 100% of the actual replacement cost of the Villa Marina Property; (b) comprehensive general liability insurance against claims for personal injury, including, without limitation, bodily injury, death or property damage occurring on, in or about the Villa Marina Property in such amounts as are generally available at commercially reasonable rates and are generally required by institutional lenders for properties comparable to the Villa Marina Property, but in no event for a combined single limit of less than $10,000,000; (c) statutory workers compensation insurance to the extent such risks are not already covered by other policies of the Villa Marina Borrower with respect to the Villa Marina Borrower's employees, (d) business interruption and or loss of "rental value" insurance for an amount sufficient to avoid any co-insurance penalty and to provide proceeds which will cover either (i) beginning at the casualty through 1 year from the completion of the restoration or (ii) a lesser period if the coverage provided for in clause (i) above is not reasonably commercially available , with "rental value" to mean the sum of (A) total rents paid under Villa Marina leases and (B) the total of all other amounts to be received by the Villa Marina Borrower or third parties which are the legal obligation of tenants or anchors of the Villa Marina Property which would not be reduced due to a non-occupancy of the Villa Marina Property that results in the reduction of operating expenses; (e) flood insurance, if available, if the land is located within a federally designated flood hazard zone; (f) broad form boiler and machinery insurance (without exclusion for explosion) covering all boilers, pressure vessels, machinery and equipment on or about the Villa Marina Property and loss of occupancy or use resulting from such breakdowns in such amounts as are generally available at commercially reasonable rates and are generally required by institutional lenders for properties comparable to, and in the general vicinity of, the Villa Marina Property; (g) earthquake insurance in such coverage amounts and deductibles as are commercially reasonable if any of the Villa Marina Property is currently or at any time in the future located within a federally designated "seismic zone", if (i) required by the Rating Agencies and
(ii) available at commercially reasonable rates; and (h) such other insurance as is generally available on commercially reasonable terms and is generally required by institutional lenders on loans secured by properties similar to, and in the general vicinity of, the Villa Marina Property.

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    The insurance described in clauses (a) and (d) of the preceding paragraph must be provided by insurers rated not less than "A/IX" by Best's Rating Service or an "A-" by Best's Rating Service and not less than an "A" from at least S&P or Moody's. The insurance described in clauses (b), (c) and (f) of the preceding paragraph must be provided by insurers rated not less than "A-/X" by Best's Rating Service, or, in the case of the insurance described in clause (c) of the preceding paragraph, the applicable state workers compensation fund. The insurance described in the preceding paragraph may be effected under a blanket policy covering the Villa Marina Property and other property and assets, provided that such policy must specify any sublimits (other than with respect to the insurance described in clause (b)) and such sublimits must comply in all other respects with the above described insurance requirements. The Villa Marina Borrower may place any insurance required under the Villa Marina Loan documents with insurers having ratings lower than those required under the Villa Marina Loan documents if such lower rating will not result in the downgrading, withdrawal or qualification of the then current rating of the Certificates. The Macerich REIT currently maintains property insurance for all of the properties in which the Macerich REIT or its subsidiaries owns a 50% or greater interest, including the Villa Marina Property, in the total blanket amount of $250,000,000 (subject to a deductible of $10,000 per occurence); 25% of the first $10,000,000 of such insurance is provided with an insurer having a claims paying ability rating of "A+" by S&P and a rating of "A" by Best's and 75% of such insurance is with insurers having a claims paying ability rating of "AAA" by S&P and a rating of "A++" by Best's. Additional blanket property insurance is provided in the amount of $240,000,000 in excess of the $10,000,000 limit by an insurer having a claims paying ability rating of "A+" by S&P and a rating of "A" by Best's.

    CONDEMNATION AND CASUALTY. In case of a casualty or condemnation which is not a Villa Marina Total Loss to the Villa Marina Property, the Villa Marina Borrower, whether or not the insurance proceeds are sufficient for such purpose, is required to promptly commence and complete the restoration, replacement or rebuilding of such property in compliance with all legal requirements, insurance requirements and any applicable lease or operating agreements, which noncompliance could or would have a material adverse effect on the Villa Marina Property or any material portion thereof, or the utility or operation thereof (such restoration, replacement and rebuilding, together with any temporary repairs and property protection pending completion of the work, being herein referred to as the "Villa Marina Restoration"). A "Villa Marina Total Loss" with respect to any casualty is damage or destruction to the Villa Marina Property which the Villa Marina Borrower is not required to restore under the terms of certain leases or operating agreements, and, with respect to any taking, a permanent taking such that it would be impracticable, even after restoration, to operate the Villa Marina Property as an economically viable shopping center and for which such leases and operating agreements do not require restoration.

    In the event of a Villa Marina Total Loss, if the estimated cost is in excess of $2,850,000 and cannot reasonably be expected to be completed by the date on which the proceeds of business interruption insurance will no longer be available (or a credit facility posted in lieu thereof), or the Villa Marina Borrower elects not to restore the Villa Marina Property, the Master Servicer must apply all insurance and condemnation proceeds first to the repayment of the Master Servicer's reasonable costs and expenses in connection with the recovery and disbursement of such proceeds, and then to the prepayment of the Villa Marina Loan, with any excess being paid to the Villa Marina Borrower. Additionally, in the case of a casualty or condemnation less than 6 months prior to the Villa Marina Maturity Date, the Master Servicer must apply all insurance and condemnation proceeds first to the repayment of the Master Servicer's reasonable costs and expenses in connection with the recovery and disbursements of such proceeds, and then to the prepayment of the Villa Marina Loan, with any excess being paid to the Villa Marina Borrower. No prepayment consideration will be due in connection with any total or partial prepayment of the Villa Marina Loan resulting from such application of insurance or condemnation proceeds.

    In the case of any casualty or taking for which the proceeds exceed $2,850,000, such proceeds are required to be collected and paid over to the Master Servicer. All such proceeds received on account of any casualty affecting the Villa Marina Property that are required to be made available for a Villa Marina Restoration are required to be delivered to and held by the Villa Marina Borrower if such insurance proceeds total $2,850,000 or less and, if the amount of such insurance proceeds is more than $2,850,000, to the Master Servicer to be held and applied in accordance with the terms of the Villa Marina Loan documents. Any amount of insurance or condemnation proceeds remaining after a Villa Marina Restoration will be paid to the Villa Marina Borrower, except that any amount of condemnation proceeds for a partial taking not used to pay for any necessary Villa Marina Restoration (other than condemnation proceeds which were for a temporary use or which are not in respect of a diminution in the value of the Villa Marina Property) are required to be applied by the Master Servicer to the prepayment of the Villa Marina Loan.

    FINANCIAL COVENANTS AND REPORTING. The Villa Marina Borrower is required to furnish to the Master Servicer, among other things: (a) the unaudited quarterly operating statement of the Villa Marina Property, together with rent rolls for such quarter, delivered within 60 days following the end of such fiscal quarter of the Villa Marina Borrower, (b) within 120 days after the end of each fiscal year of the Villa Marina Borrower, an audited annual balance sheet (including combined operating statements for the Villa Marina Property) and a statement of revenue and expenses for the Villa Marina Borrower prepared and certified by a "Big 6" accounting firm, and a comparative sales report by major tenant category on a comparable store basis for such year, (c) within 60 days following the end of each fiscal quarter of the Villa Marina Borrower, an unaudited balance sheet and statement of income and expenses together with an officer's certificate certifying that to the best of such officer's knowledge, such statements are true and correct and that as of such date, no event of default exists under the terms of the Villa Marina Loan documents, and (d) at least 30 days prior to the commencement of the partial year period commencing on the Villa Marina Anticipated Repayment Date and at least 45 days prior to the end of the Villa Marina Borrower's fiscal year thereafter, all documentation and other information required by the Master Servicer as determined in its reasonable discretion, to prepare an annual operating budget and an annual capital budget for the Villa Marina Borrower's expenses.

    THE PROPERTY. The Villa Marina Property is comprised of the Villa Marina Borrower's fee simple interest in 2 adjoining properties which have been marketed together to form an urban marketplace (the "Villa Marina Marketplace") in the Marina del Rey area of Los Angeles, California. An urban marketplace is generally considered to be a retail shopping center which is comprised of specialty retail and food shops of the kind found in better quality malls, an entertainment component and street front retail. Villa Marina Marketplace was built in two phases, phase I ("Villa Marina Phase I") was built in 1976 and renovated in 1993, while phase II ("Villa Marina Phase II") was built in 1989. Villa Marina Phase I consists of 11 separate buildings and is anchored by Vons Supermarket, Sav-on Drugs and UA Theaters. Villa Marina Phase II consists of a 2 and 3 story shopping center anchored by Gelson's Supermarket and Sports Chalet on the lower level, and by Cineplex Odeon Theater, L.A. Fitness Health Club and Souplantation restaurant on the upper level. Villa Marina Marketplace consists of approximately 448,579 square feet of rentable area situated on approximately
17.3 acres with approximately 2,179 total parking spaces, both surface and in a covered parking structure.

    Villa Marina Phase I as of July 24, 1997 was approximately 95.3% occupied and the major tenants include the Good Guys, Barnes & Noble, Tower Records, Wherehouse Records, Marie Calendar's Restaurant, Men's Wearhouse, Carl Jr. and Radio Shack. Villa Marina Phase II as of June 30, 1997 was 96% occupied and major tenants include The Gap, Victoria's Secret, Express/Bath & Body Works, Structure and Chin Chin Restaurant. Together the Villa Marina Marketplace as of July 24, 1997 was approximately 95.6% occupied. The Villa Marina Property had an annualized base rent of $20.05 per square foot of occupied GLA. Most leases have an initial term of 3 to 10 years. The 1996 NOI of the Villa Marina Property was $7,922,789. The retail leases usually provide for minimum rents, percentage rents based on gross sales and the recovery from tenants of a portion of common area expenses, real estate taxes and other property related costs.

    The following table shows certain data regarding the major tenants at the Villa Marina Marketplace as of July 24, 1997:

                                                                                                                % OF
                                                                       LEASE        GLA          % OF         IN-PLACE
TENANT                                                               EXPIRATION   (SQ FT)    PROPERTY GLA     BASE RENT
-------------------------------------------------------------------  ----------  ---------  ---------------  -----------
SPORTS CHALET......................................................     1999        42,276         9.42%          8.42%
GELSON'S...........................................................     2009        37,012         8.25%          5.23%
CINEPLEX ODEON.....................................................     2008        34,318         7.65%         11.03%
VON'S..............................................................     2003        28,900         6.44%          1.16%
SAV-ON DRUGS.......................................................     2004        25,500         5.68%          0.93%
UA THEATRES........................................................     1999        21,365         4.76%          1.26%
LA FITNESS.........................................................     2004        18,558         4.14%          3.54%
GOOD GUYS..........................................................     2006        14,700         3.28%          4.87%
BARNES & NOBLE.....................................................     2004        12,000         2.68%          3.97%
TOWER RECORDS......................................................     2007        12,000         2.68%          2.99%

    The primary competitor of the Villa Marina Marketplace is Marina Waterside Shopping Center, an approximately 124,101 square foot shopping center located within approximately 1 mile of the Villa Marina Property. The Marina Waterside Shopping Center was built in 1967 and renovated in 1990 has an occupancy rate of approximately 96% and is anchored by Ralph's Marina Market, Pier I and California Pizza Kitchen. Rents at the Marina Waterside Shopping Center range from approximately $24.00 to approximately $51.00 per square foot annually, plus common area maintenance charges of approximately $5.40 per square foot. Other competitors include Lincoln Center (approximately 161,381 square feet, occupancy rate of approximately 95%, anchored by Lucky's Supermarket, rents ranging from approximately $18.00 to approximately $21.00 per square foot and located within approximately 2 miles of the property) and Ralph's/Thrifty Center (approximately 155,450 square feet, occupancy rate of approximately 100% anchored by Ralph's Supermarket and Thrifty Drugs and located within approximately 3 miles of the property).

    A recent building evaluation report prepared on behalf of the Originator in connection with the underwriting of the Villa Marina Loan indicates that the Villa Marina Property requires approximately $346,200 of repairs and maintenance over the next year and approximately $708,400 of repairs are recommended over the course of 12 years. Under the Villa Marina Loan documents the Villa Marina Borrower is obligated to maintain the Villa Marina Property in a first class manner and keep every part thereof in good repair subject to ordinary wear and tear. However, there can be no assurances that the Villa Marina Borrower will have sufficient funds to complete such repairs.

    The Villa Marina Property has been the subject of certain environmental assessments and remediations. See "Risk Factors--Environmental Law Considerations" herein.

    PROPERTY MANAGEMENT. The Villa Marina Property is managed by Macerich Property Management Company (the "Macerich Property Manager"), pursuant to a property management agreement (the "Villa Marina Management Agreement") between the Villa Marina Borrower and the Macerich Property Manager. The Macerich Property Manager is responsible for the management of the Villa Marina Property and the administration of the leases with respect thereto. Under the Villa Marina Management Agreement, the Macerich Property Manager is entitled to (a) an annual management fee equal to 2.5% of gross receipts of the Villa Marina Property, payable monthly, (b) reimbursement of all third party costs advanced by the Macerich Property Manager for the Villa Marina Borrower and (c) reimbursement of certain out-of-pocket expenses.

    The Villa Marina Management Agreement provides that the Macerich Property Manager will manage the Villa Marina Property beginning January 17, 1996. The Villa Marina Management Agreement may be terminated upon: (A) any material breach of the Macerich Property Manager under the terms of the Villa Marina Management Agreement, and which the Macerich Property Manager has failed to cure, or commenced to cure, within 15 days after receiving written notice from the Villa Marina Borrower of such breach; (B) any material breach of the Villa Marina Borrower under the terms of the Villa Marina Management Agreement, and which the Villa Marina Borrower has failed to cure, or commenced to cure, within 15 days after receiving written notice from the Macerich Property Manager of such breach; (C) 30 days notice from either of the Villa Marina Borrower or the Macerich Property Manager, with or without cause; (D) certain events of insolvency of either the Macerich Property Manager or the Villa Marina Borrower;
(E) by the Villa Marina Borrower if the Macerich Property Manager assigns, transfer or otherwise alienates its rights or obligations under the Villa Marina Management Agreement; or (F) notice from either of the Villa Marina Borrower or the Macerich Property Manager if the Villa Marina Property is damaged or destroyed to the extent of 25% or more of the Villa Marina Property and the Villa Marina Borrower elects not to rebuild or condemnation of or a deed in lieu thereof of 10% or more of the Villa Marina Property.

    Pursuant to a Manager's Consent and Subordination Agreement of Management Agreement, among LB Realty, as lender, the Villa Marina Borrower and the Macerich Property Manager (the "Villa Marina Manager's Subordination"), the Macerich Property Manager has (i) consented to the Villa Marina Mortgage, (ii) agreed not to terminate the Villa Marina Management Agreement without first obtaining the Master Servicer's consent, provided that the Master Servicer's consent is not required if the Villa Marina Borrower fails to pay management fees due and owing and the Master Servicer fails to cure such failure after 30 days notice, (iii) agreed to subordinate any rights to receive payment under the Villa Marina Management Agreement to the security interest of the Villa Marina Loan documents and (iv) acknowledged the Master Servicer's right to terminate the Macerich Property Manager for certain events, including but not limited to an event of default under the Villa Marina Management Agreement and for cause, and upon the occurrence of an event of default under the Villa Marina Loan documents, subject to the Master Servicer's using its reasonable efforts to provide reasonable prior notice and a cure period in certain instances.

    The Macerich Property Manager, as of June 30, 1997, was approximately 95% owned by the Macerich REIT. The Macerich Property Manager, as of June 30, 1997, directly managed 23 of the 27 properties owned by the Macerich REIT and its subsidiaries (including the Villa Marina Property).

THE VALLEY VIEW LOAN AND PROPERTY

    THE LOAN. The Valley View Loan has a principal balance as of the Cut-Off Date of $51,000,000 and is secured by an Amended, Restated and Extended Deed of Trust, Assignment of Leases and Rents and Security Agreement (the "Valley View Mortgage") encumbering the Valley View Borrower's interest in a regional mall in Dallas, Texas (the "Valley View Property"). The aggregate value of the Valley View Property has been determined by LB Holdings, based on financial and other information provided to LB Holdings and on information prepared on LB Holding's behalf by third parties to be approximately $95,700,000. Appraisals were not conducted with respect to the Valley View Property. For additional considerations with respect thereto, see "Risk Factors--The Mortgage Loans--Lack of Certain Appraisals-Limitations of Appraisals" herein.

    THE BORROWER. Macerich Valley View Limited Partnership (the "Valley View Borrower") is a California limited partnership formed in September 1996 solely to own and operate the Valley View Property. The Valley View Borrower has no material assets other than the Valley View Property and related interests. The general partner of the Valley View Borrower is Macerich Valley View GP Corp. (the "Valley View GP"), a Delaware corporation, the sole purpose of which is to act as general partner of the Valley View Borrower and is a wholly owned subsidiary of The Macerich Company (the "Macerich REIT"). The Macerich REIT is a Maryland corporation and a real estate investment trust, the stock of which is traded on the New York Stock Exchange. The Macerich REIT is a reporting company under the Exchange Act. The limited partner of the Valley View Borrower is The Macerich Partnership, L.P. (the "Macerich Limited Partner"), a Delaware limited partnership which, as of June 30, 1997, was approximately 68% owned by the Macerich REIT.

    SECURITY. The Valley View Loan is a non-recourse loan, secured only by the fee estate of the Valley View Borrower in the Valley View Property and certain other collateral (including an assignment of leases and rents and the funds in certain accounts). Subject to exceptions for misapplication of (i) insurance and condemnation proceeds and (ii) rental income or security deposits under any lease after the occurrence of and during the continuance of an event of default under the Valley View Loan documents, neither the Valley View Borrower nor any of its affiliates is personally liable for payment of the Valley View Loan.

    The Valley View Borrower has made certain environmental representations and has represented that it has good, marketable and insurable fee simple title to the Valley View Property subject only to specified permitted encumbrances (the "Valley View Permitted Encumbrances") permitted by the lender under the loan documents. LB Holdings is the named insured under a title insurance policy (which will be assigned to the Trust Fund) which insures that the Valley View Mortgage constitutes a valid and enforceable first lien on the Valley View Property, subject to certain exceptions and exclusions from coverage set forth therein.

    PAYMENT TERMS. The Valley View Loan was originated by LB Holdings as of April 16, 1997, and matures on October 10, 2031 (the "Valley View Maturity Date"). The proceeds of the Valley View Loan were used to repay previously existing indebtedness to LB Holdings. The Valley View Loan bears interest at a fixed rate per annum equal to 7.89% (the "Valley View Base Interest Rate") through October 9, 2006 and from and after October 10, 2006 (the "Valley View Anticipated Repayment Date") at a rate per annum (the "Valley View Adjusted Interest Rate") which will be fixed on the Valley View Anticipated Repayment Date as the greater of (a) the Valley View Base Interest Rate plus 2% and (b) the yield on the U.S. Treasury obligation (primary issue) with a maturity date closest to October 10, 2031, such yield being based on the bid price for such issue as published in The Wall Street Journal on September 27, 2006 or, if such bid price is not published on that date, the next preceeding date on which such bid price is published, converted to a monthly compounded nominal yield, plus 2%. However, as described below, until the principal balance of the Valley View Loan has been reduced to zero, the Valley View Borrower will only be required to pay interest at the Valley View Base Interest Rate. The interest accrued at the excess of the Valley View Adjusted Interest Rate over the Valley View Base Interest Rate will be deferred and added to the indebtedness secured by the Valley View Loan documents and will bear interest at the Valley View Adjusted Interest Rate (such accrued and deferred interest and interest thereon, the "Valley View Excess Interest"). Interest on the Valley View Loan is calculated on the basis of the actual number of days elapsed and a 360-day year.

    The Valley View Loan requires monthly payments of interest (the "Valley View Monthly Debt Service Payment") of approximately $335,325 until the Valley View Anticipated Repayment Date. Commencing on the first Due Date after the Valley View Anticipated Repayment Date, the Valley View Loan requires 300 monthly payments of principal and interest (calculated based on the actual number of days elapsed and a 360-day year) based on a 300-month amortization schedule and the Valley View Base Interest Rate which is scheduled to be approximately $389,917 (the "Valley View ARD Monthly Debt Service Payments"). Beginning on the first Due Date after the Valley View Anticipated Repayment Date, in addition to the payment of the Valley View ARD Monthly Debt Service Payment, the Valley View Borrower is required to apply 100% of the Valley View Excess Cash Flow (as defined below) for the month preceding the month in which the Due Date occurs in the following order of priority: (a) to the outstanding principal balance of the Valley View Loan until such principal is reduced to zero and (b) to the Valley View Excess Interest. "Valley View Excess Cash Flow," for any period after the Valley View Anticipated Repayment Date, means the excess of (i) sums received in the Valley View Lock Box over (ii) the sum of (A) Valley View ARD Monthly Debt Service Payments for such period, (B) amounts required to fund any required tax and insurance reserves, (C) Valley View Borrower monthly operating expenses which have been calculated in accordance with an annual budget approved by the Master Servicer and other extraordinary operating expenses which must be approved by the Master Servicer if in excess of $1,000,000 annually, incurred in the ordinary course of business and is of a type that is incurred by owners of super regional shopping centers of similar type and quality to the Valley View Property and (D) any other obligations under the Valley View Loan documents then due and payable.

    Upon the occurrence of an event of default under the Valley View Loan, the entire amount due under the Valley View Loan documents will bear interest at a default rate equal to the lesser of (a) the Valley View Base Interest Rate plus 3% (or on and after the Valley View Anticipated Repayment Date, the Valley View Adjusted Interest Rate plus 3%) and (b) the maximum rate allowed to be collected under applicable law.

    ALTERATIONS. The Valley View Borrower may, provided no event of default under the Valley View Loan documents has occurred or is continuing, undertake any alteration, expansion, improvement, demolition or removal (each, a "Valley View Alteration") of the Valley View Property or any portion thereof so long as such Valley View Alteration, among other things, (i) is undertaken in accordance with the Valley View Loan documents, any applicable major space leases or operating agreements and (ii) does not have a material adverse effect on the financial condition of the Valley View Borrower or the value of the Valley View Property. Any Valley View Alteration that involves an estimated cost of more $250,000 is required to be conducted under the supervision of a qualified architect or engineer to oversee such Valley View Alteration. In connection with any Valley View Alteration which involves an estimated cost, individually or in the aggregate with any other related Valley View Alterations, the cost of which is not reimbursed to the Valley View Borrower by any tenant of the Valley View Property, of more than $2,850,000, the Valley View Borrower is required to deliver to the Master Servicer (i) an estimate of the cost of such Valley View Alteration, approved by an independent architect and (ii) security in an amount equal to the difference between such estimated cost and $2,850,000. Notwithstanding the foregoing, Rating Agency approval and the Master Servicer's consent is not required for any expansion undertaken in connection with the Valley View Borrower's development of a multiplex cinema which is owned or leased by an entity which owns or operates (alone or with affiliates) at least 300 screens nationwide.

    PREPAYMENT. Voluntary prepayment is prohibited under the Valley View Loan prior to the Valley View Anticipated Repayment Date. On the Valley View Anticipated Repayment Date, or on any scheduled Due Date thereafter, the Valley View Borrower may prepay all or any portion of the Valley View Loan and all other amounts due in connection therewith in whole or part without payment of any penalty or premium.

    Principal payments on the Valley View Loan are required to occur on Due Dates on or after the Valley View Anticipated Repayment Date through the application of the Valley View ARD Monthly Debt Service Payments and the Valley View Excess Cash Flow as described above under "--Payment Terms." The Valley View Loan may also be prepaid as a result of certain events with respect to condemnation or casualty, as described below under "--Condemnation and Casualty." Upon the occurrence of an event of default under the Valley View Loan, the Master Servicer may apply certain amounts to the prepayment of the Valley View Loan. Upon the occurrence of a prepayment as a result of an event of default which occurs prior to the Valley View Anticipated Repayment Date, the Valley View Borrower is required to pay prepayment consideration in an amount equal to the present value of a series of payments (a) that are each equal to the product of (i) 1/12th of the rate equal to the excess of the Valley View Base Interest Rate over the Valley View Reinvestment Yield Rate and (ii) the principal amount of the Valley View Loan due on such prepayment date, and (b) that are payable on each monthly Due Date through and including the Valley View Anticipated Repayment Date, such present value to be discounted at the Valley View Reinvestment Yield Rate for the number of months remaining from such prepayment date to each such Due Date through and including the Valley View Anticipated Repayment Date. The "Valley View Reinvestment Yield Rate" means the sum of .25% and the yield on U.S. Treasury issue (primary issue) with a maturity closest to October 10, 2006 with such yield being based on a bid price for such issue as published in The Wall Street Journal on the date which is 14 days prior to the date of such prepayment as set forth in a notice of prepayment (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published), converted to a monthly compounded nominal yield.

    RELEASE IN EXCHANGE FOR SUBSTITUTE COLLATERAL. The Valley View Borrower is permitted at any time after the second anniversary of the Closing Date and prior to the Valley View Anticipated Repayment Date (the

"Valley View Defeasance Period"), provided no event of default exists, to defease the Valley View Property, provided that, among other conditions, the Valley View Borrower delivers on such payment date (the "Valley View Defeasance Date") Valley View Defeasance Collateral with an aggregate amount of payments of principal and predetermined and certain income therefrom sufficient to pay (i) all interest accrued and unpaid on the principal balance of the Valley View Loan; (ii) all other sums then due and payable under the Valley View Loan; and
(iii) the outstanding principal amount of the Valley View Loan. The "Valley View Defeasance Collateral" must be U.S. Obligations providing payments on or prior to, but as close as possible to, the business day prior to each successive scheduled Due Date after the Valley View Defeasance Date upon which payments are required under the Valley View Loan after the Valley View Defeasance Date and through and including the Valley View Anticipated Repayment Date and in amounts equal to (a) the scheduled payments due on such dates under the Valley View Loan and (b) the unpaid principal balance of the Valley View Loan, together with accrued interest, on the Valley View Anticipated Repayment Date.

    In addition, the Valley View Borrower is required to deliver to the Master Servicer, among other things: (a) all documents necessary to amend and restate the note for the Valley View Loan (the "Valley View Defeasance Note"); (b) a security agreement in form and substance satisfactory to the Master Servicer creating a first priority lien on the Valley View Defeasance Collateral; (c) an opinion of counsel for the Valley View Borrower in form reasonably satisfactory to the Master Servicer stating, among other things, that the Trustee has a perfected first priority security interest in the Valley View Defeasance Collateral delivered by the Valley View Borrower and that neither the tax qualification nor the status of the Trust REMIC as a REMIC will be adversely affected or impaired as a result of the defeasance; (d) a certificate of an independent certified public accountant certifying that the Valley View Defeasance Collateral generates monthly amounts equal to or greater than each monthly installment of interest required to be paid under the Valley View Loan through and including the Valley View Anticipated Repayment Date and to pay the unpaid principal balance thereof on the Valley View Anticipated Repayment Date; and (e) evidence in writing from the Rating Agencies to the effect that such release will not result in a downgrade, withdrawal or qualification of their respective ratings of the Certificates.

    In connection with any such defeasance, either the Valley View Borrower, or at the Valley View Borrower's expense, the Master Servicer, will cause all obligations, rights and duties under and to the Valley View Defeasance Note and the Valley View Defeasance Collateral to be transferred to a successor entity which must be a single purpose entity (the "Valley View Defeasance Obligor"). The Valley View Defeasance Obligor is required to assume all obligations under the Valley View Defeasance Note and any security agreement executed in connection with the Valley View Defeasance, and the Valley View Borrower will be relieved of its obligations under such documents.

    Upon satisfaction of such conditions, such Valley View Property will be released from the lien of the Valley View Loan and the pledged U.S. Obligations will serve as collateral securing the Valley View Loan.

    LOCK BOX. No Lock Box is required to be maintained under the Valley View Loan until the Master Servicer notifies the Valley View Borrower upon the occurrence of a Valley View Lock Box Event with respect to such Valley View Loan, until such Valley View Lock Box Event is cured. A "Valley View Lock Box Event" with respect to the Valley View Loan occurs if: (i) the Valley View DSCR falls below 1.5X; (ii) on or before the date that is 30 days prior to the Valley View Anticipated Repayment Date, the Valley View Borrower fails to deliver to the Master Servicer a binding commitment for the refinancing of the Valley View Loan from a institutional lender together with evidence that all commitment fees associated therewith have been paid and there are no conditions to the closing of the refinancing other than customary closing conditions acceptable to the Master Servicer; (iii) the Valley View Borrower fails to repay the Valley View Loan on or before the Valley View Anticipated Repayment Date; or (iv) the occurrence of an event of default under the Valley View Loan documents which can be cured by the payment of money only. The "Valley View DSCR" is the ratio of
(a) operating income over operating expenses for the preceding twelve-month period to (b) the amount of interest and principal due on the

Valley View Loan and debt service on certain additional indebtedness of the Valley View Borrower permitted under the terms of the Valley View Loan documents for the preceding twelve-month period.

    Upon the occurrence of a Valley View Lock Box Event and notice from the Master Servicer, the Valley View Borrower will be obligated to notify tenants under leases for any portion of the Valley View Property and counterparties under operating agreements that all payments owing to the Valley View Borrower should be sent to a lock box account established for the Valley View Property (the "Valley View Lock Box"), in the name of the Trust, generally with a depository institution or trust company the long-term debt obligations of which are rated "AA" by S&P and "Aaa" by Moody's and the short-term debt obligations of which are rated not lower than "A-1" by S&P (a "Valley View Eligible Account"). Upon notice from the Master Servicer of a Valley View Lock Box Event, the Macerich Property Manager is required to cause all amounts received directly by it on behalf of the Valley View Borrower to be delivered to the Master Servicer. Funds in the Valley View Lock Box will be swept every other day into a collection account held by the Master Servicer with respect to the Valley View Loan (the "Valley View Deposit Account").

    On each Due Date prior to the Valley View Anticipated Repayment Date, the Master Servicer is required to distribute funds held in the Valley View Deposit Account in the following order: (a) to pay all interest accrued and payable under the Valley View Loan documents; (b) to the payment of the outstanding principal balance of the Valley View Loan; (c) if a Valley View Lock Box Event has occurred, to the payment of the insurance and tax escrow deposits with respect to the Valley View Property; and (d) to the payment of any other amounts then due and payable under the Valley View Loan documents, with any excess being reimbursed to the Valley View Borrower. On each Due Date on or after the Valley View Anticipated Repayment Date, the Master Servicer will distribute funds held in the Valley View Deposit Account in the following order: (a) to fund the tax and insurance deposits with respect to the Valley View Property; (b) to pay the Valley View ARD Monthly Debt Service Payment due and payable on such Due Date;
(c) to pay all other amounts then due and payable under the Valley View Loan documents; (d) to payments of monthly cash expenses incurred in accordance with the related approved annual budget; (f) to payments for extraordinary expenses approved by the Master Servicer; (g) to payments to the Master Servicer in reduction of the outstanding principal balance of the Valley View Loan, as Valley View Excess Cash Flow (as described above under "--Payment Terms") until the outstanding principal balance of the Valley View Loan has been reduced to zero; (h) to pay the Valley View Excess Interest, if any, and late payment fees, if any, then due and owing; and (i) to payment of any remaining amounts to the Valley View Borrower.

    RESERVES. Pursuant to the terms of the Valley View Loan, a payment reserve has been established in an amount equal to a Valley View Monthly Debt Service Payment which, upon the occurrence of a Valley View Lock Box Event, the Master Servicer, upon written notice to the Borrower, may apply to amounts due under the Valley View Loan. Upon the occurrence of, and during the continuation of, a Valley View Lock Box Event, the Master Servicer may elect to require the Valley View Borrower to fund an escrow account on a monthly basis generally in an amount equal to 1/12th of the aggregate insurance premiums and taxes in respect of the Valley View Property payable in the succeeding 12 months. The Valley View Borrower may satisfy its obligation to fund such escrow account by providing to the Master Servicer access to a credit facility or cash equivalents in an amount sufficient to discharge all insurance and tax obligations for the succeeding year, provided that the Valley View Borrower delivers, at its own expense, all security agreements and other documents necessary, in the reasonable opinion of the Master Servicer, to grant the Trust a perfected security interest in such credit facility or cash equivalents.

    TRANSFER OF PROPERTY AND INTEREST IN BORROWER; ENCUMBRANCE. The Valley View Borrower is permitted to transfer the Valley View Property (i) following a release in connection with a defeasance (as described above under "--Release in Exchange for Substitute Collateral"), (ii) on or after the Valley View

Anticipated Repayment Date in connection with a prepayment (as described above under "--Prepayment") of the Valley View Loan or (iii) under certain other circumstances described in the following paragraph.

    The Valley View Borrower may transfer all or a portion of its interests in the Valley View Property if: (A) after giving effect to such transfer (i) the Valley View Property is beneficially owned by a single purpose entity (a "Valley View Transferee") which has assumed in writing the terms, covenants and conditions set forth in the Valley View Mortgage, (ii) the Valley View Transferee is controlled by a Valley View Permitted Owner, (iii) the manager of the Valley View Property is either the Macerich Property Manager or meets certain qualifications set forth in the Valley View Loan documents, including, but not limited to written confirmation from the Rating Agencies to the effect that the management of the Valley View Property by such manager will not result in a downgrade, withdrawal or qualification of their respective ratings of the Certificates, and (iv) no event of default under the Valley View Loan documents has occurred and is continuing; (B) the Valley View Borrower has furnished an opinion to the effect that such transfer will not adversely affect federal income status of the Trust REMIC or result in the imposition of a tax on the Trust REMIC to be treated as, or includable in, a "taxable mortgage pool" as defined in Section 7701(i) of the Code; and (C) the Valley View Borrower has obtained evidence in writing from the Rating Agencies to the effect that such transfer will not result in a downgrade or withdrawal of their respective ratings of the Certificates.

    Additionally, the Valley View Borrower, without the consent of the Master Servicer, may: (i) make immaterial transfers to governmental authorities in connection with takings; (ii) modify certain existing, or grant similar, easements, restrictions, covenants, reservations and rights of way included in the Valley View Permitted Encumbrances (in each case, the lien of the Valley View Mortgage will be subordinate to such easements, restrictions, covenants, reservations and rights of way); (iii) transfer or lease to a retail user one or more anchor pads or outparcels (which are unimproved as of the Closing Date) in connection with an expansion of the Valley View Mall in accordance with the Valley View Loan documents; and (iv) transfer its interest with respect to that portion of the Valley View Property intended to be purchased pursuant to the purchase option contained in the lease agreement between the Valley View Borrower and J.C. Penney Company, Inc. ("JC Penney"), as described below under "--Purchase Option". Each transfer described in clauses (i) through (iv) above may only be made if it does not materially impair the utility and operation of the Valley View Property, materially adversely affect the value of the Valley View Property, violate requirements of law or result in the violation of any lease or operating agreement with respect to the Valley View Property. In connection with the transfer described in clause (iv) above, such portion of the Valley View Property will be released from the lien of the Valley View Mortgage.

    The limited partnership agreement of the Valley View Borrower prohibits transfers or encumbrances of the partnership interests in the Valley View Borrower. If, for any reason, a transfer or encumbrance of a partnership interest in the Valley View Borrower is required to be given effect by operation of law, the transferee/assignee may not be admitted to the partnership as a partner, but will be an assignee of such partnership interest. However, the Valley View Loan documents allow for the transfer of direct or indirect beneficial ownership interests in the Valley View Borrower if (i) after giving effect to the proposed transaction a Valley View Permitted Owner or an affiliate of the Valley View Borrower will be, individually or acting in concert, the managing or co-managing general partner of, or control the Valley View Borrower or will be the Valley View Borrower and (ii) the Rating Agencies confirm in writing that such proposed transaction will not result in the downgrading, withdrawal or qualification of the then current ratings of the Certificates. A "Valley View Permitted Owner" may be (i) the Macerich REIT, (ii) the Macerich Limited Partner, (iii) any other entity which is, directly or indirectly, a wholly owned subsidiary of the Macerich REIT or the Macerich Limited Partner or
(iv) a person or entity that is or that owns or controls or is a general partner of (A) a person or entity which, together with its affiliates, exclusive of the Valley View Property, has a current net worth of at least $100 million and total assets of at least $200 million, (B) a pension fund, account or trust or an investment established by such entity which has total assets of at least $100 million, exclusive of the Valley View Property and which is managed by a person or entity which manages at least $200 million in real estate assets exclusive of the Valley View Property or (C) an entity which in any combination of clause (A) and clause (B) is a general partner or controls at least a 25% interest.

    Under the Valley View Loan documents, a transfer of the publicly traded securities of the Macerich REIT or the general or limited partnership interests in the Macerich Limited Partner will be allowed, so long as the Valley View GP continues to be directly or indirectly owned by the Macerich REIT or the Macerich Limited Partner and the Valley View Borrower continues to own the Valley View Property.

    OTHER FINANCING. The Valley View Borrower may incur indebtedness with respect to the Valley View Property without the consent of the Master Servicer, so long as no event of default under the Valley View Loan documents has occurred and is continuing as long as such indebtedness is not secured by the Valley View Property and is payable by the Valley View Borrower in respect of the operation of the Valley View Property in the ordinary course of operating the Valley View Borrower's business, is paid within 60 days after its respective due date (subject to the Valley View Borrower's right to contest) or is payable or reimbursable to any tenant on account of work performed at the Valley View Property by such tenant or for costs incurred by such tenant in connection with its occupancy of space in the Valley View Property. The Valley View Borrower may also incur other unsecured indebtedness with respect to the Valley View Property without the consent of the Master Servicer, so long as no event of default under the Valley View Loan documents has occurred and is continuing which is related solely to the financing of capital improvements, tenants improvements or building equipment or leasing costs relating solely to the Valley View Property and: (a) does not, in the aggregate, exceed $2,000,000; (b) the proceeds of which are not distributed to the Valley View Borrower or any indirect beneficiary of the Valley View Borrower except as reimbursements for the financing of capital improvements, tenants improvements or building equipment or leasing costs relating solely to the Valley View Property; (c) is evidenced by a note or other written instrument on terms no less favorable to the Valley View Borrower than the terms of the Valley View Loan documents; and (d) the terms of which require repayment from operating income in excess of operating expenses and the Valley View Monthly Debt Service Payments or the Valley View ARD Monthly Debt Service Payments, as applicable.

    INSURANCE. The Valley View Borrower is required to maintain (a) property insurance insuring the improvements and building equipment against any peril included within the classification "All Risks of Physical Loss" with extended coverage which includes loss and damage in an amount no less than 100% of the actual replacement cost of the Valley View Property; (b) comprehensive general liability insurance against claims for personal injury, including, without limitation, bodily injury, death or property damage occurring on, in or about the Valley View Property in such amounts as are generally available at commercially reasonable rates and are generally required by institutional lenders for properties comparable to the Valley View Property, but in no event for a combined single limit of less than $10,000,000; (c) statutory workers compensation insurance to the extent such risks are not already covered by other policies of the Valley View Borrower with respect to the Valley View Borrower's employees, (d) business interruption and or loss of "rental value" insurance for an amount sufficient to avoid any co-insurance penalty and to provide proceeds which will cover either (i) beginning at the casualty through 1 year from the completion of the restoration or (ii) a lesser period if the coverage provided for in clause (i) above is not reasonably commercially available, with "rental value" to mean the sum of (A) total rents paid under Valley View leases and (B) the total of all other amounts to be received by the Valley View Borrower or third parties which are the legal obligation of tenants or anchors of the Valley View Property which would not be reduced due to a non-occupancy of the Valley View Property that results in the reduction of operating expenses; (e) flood insurance, if available, if the land is located within a federally designated flood hazard zone; (f) broad form boiler and machinery insurance (without exclusion for explosion) covering all boilers, pressure vessels, machinery and equipment on or about the Valley View Property and loss of occupancy or use resulting from such breakdowns in such amounts as are generally available at commercially reasonable rates and are generally required by institutional lenders for properties comparable to, and in the general vicinity of, the Valley View Property; and (g) such other insurance as is generally available on commercially reasonable terms and is generally required by institutional lenders on loans secured by properties similar to, and in the general vicinity of, the Valley View Property.

    The insurance described in clauses (a) and (d) of the preceding paragraph must be provided by insurers rated not less than "A/IX" by Best's Rating Service or an "A-" by Best's Rating Service and not less than an "A" from at least S&P or Moody's. The insurance described in clauses (b), (c) and (f) of the preceding paragraph must be provided by insurers rated not less than "A-/X" by Best's Rating Service, or, in the case of the insurance described in clause (c) of the preceding paragraph, the applicable state workers compensation fund. The insurance described in the preceding paragraph may be effected under a blanket policy covering the Valley View Property and other property and assets, provided that such policy must specify any sublimits (other than with respect to the insurance described in clause (b)) and such sublimits must comply in all other respects with the above described insurance requirements. The Valley View Borrower may place any insurance required under the terms of the Valley View Loan documents with insurers having ratings lower than required under the Valley View Loan documents if such lower rating would not result in the downgrade, withdrawal or qualification of the then current rating of the Certificates. The Macerich REIT currently maintains property insurance for all of the properties in which Macerich REIT or its subsidiaries own a 50% or greater interest, including the Valley View Property, in the total blanket amount of $250,000,000 (subject to a deductible of $10,000 per occurence) 25% of the first $10,000,000 of such insurance provided with an insurer having a claims paying ability rating of "A+" by S&P and a rating of "A" by Best's and 75% of such insurance is with insurors having a claims paying ability rating of "AAA" by S&P and a rating of "A++" by Best's. Additional blanket property insurance is provided in the amount of $240,000,000 in excess of the $10,000,000 limit by an insurer having a claims paying ability rating of "A" by S&P and a rating of "A" by Best's.

    CONDEMNATION AND CASUALTY. In case of a casualty or condemnation which is not a Valley View Total Loss to the Valley View Property, the Valley View Borrower, whether or not the insurance proceeds are sufficient for such purpose, is required to promptly commence and complete the restoration, replacement or rebuilding of such property in compliance with all legal requirements, insurance requirements and any applicable lease or operating agreements, which noncompliance could or would have a material adverse effect on the Valley View Property or any material portion thereof, or the utility or operation thereof (such restoration, replacement and rebuilding, together with any temporary repairs and property protection pending completion of the work, being herein referred to as the "Valley View Restoration"). A "Valley View Total Loss" with respect to any casualty is damage or destruction to the Valley View Property which the Valley View Borrower is not required to restore under the terms of certain leases or operating agreements, and, with respect to any taking, a permanent taking such that it would be impracticable, even after restoration, to operate the Valley View Property as an economically viable shopping center and for which such leases and operating agreements do not require restoration.

    In the event of a Valley View Total Loss, if the estimated cost is in excess of $2,850,000 and cannot reasonably be expected to be completed by the date on which the proceeds of business interruption insurance will no longer be available (or a credit facility posted in lieu thereof), or the Valley View Borrower elects not to restore the Valley View Property, the Master Servicer must apply all insurance and condemnation proceeds first to the repayment of the Master Servicer's reasonable costs and expenses in connection with the recovery and disbursement of such proceeds, and then to the prepayment of the Valley View Loan, with any excess being paid to the Valley View Borrower. Additionally, in the case of a casualty or condemnation less than 6 months prior to the Valley View Maturity Date, the Master Servicer must apply all insurance and condemnation proceeds first to the repayment of the Master Servicer's reasonable costs and expenses in connection with the recovery and disbursements of such proceeds, and then to the prepayment of the Valley View Loan, with any excess being paid to the Valley Vew Borrower. No prepayment consideration will be due in connection with any total or partial prepayment of the Valley View Loan resulting from such application of insurance or condemnation proceeds.

    In the case of any casualty or taking for which the proceeds exceed $2,850,000, such proceeds are required to be collected and paid over to the Master Servicer. All such proceeds received on account of any casualty affecting the Valley View Property that are required to be made available for a Valley View

Restoration are required to be delivered to and held by the Valley View Borrower if such insurance proceeds total $2,850,000 or less and, if the amount of such insurance proceeds is more than $2,850,000, to the Master Servicer to be held and applied in accordance with the terms of the Valley View Loan documents. Any amount of insurance or condemnation proceeds remaining after a Valley View Restoration will be paid to the Valley View Borrower, except that any amount of condemnation proceeds for a partial taking not used to pay for any necessary Valley View Restoration (other than condemnation proceeds which were for a temporary use or which are not in respect of a diminution in the value of the Valley View Property) are required to be applied by the Master Servicer to the prepayment of the Valley View Loan.

    FINANCIAL COVENANTS AND REPORTING. The Valley View Borrower is required to furnish to the Master Servicer, among other things: (a) the unaudited quarterly operating statement of the Valley View Property, together with rent rolls for such quarter, delivered within 60 days following the end of such fiscal quarter of the Valley View Borrower, (b) within 120 days after the end of each fiscal year of the Valley View Borrower, an audited annual balance sheet (including combined operating statements for the Valley View Property) and a statement of revenue and expenses for the Valley View Borrower prepared and certified by a "Big 6" accounting firm, and a comparative sales report by major tenant category on a comparable store basis for such year, (c) within 60 days following the end of each fiscal quarter of the Valley View Borrower, an unaudited balance sheet and statement of income and expenses together with an officer's certificate certifying that to the best of such officer's knowledge, such statements are true and correct and that as of such date, no event of default exists under the terms of the Valley View Loan documents. and (d) at least 30 days prior to the commencement of the partial year period commencing on the Valley View Anticipated Repayment Date and at least 45 days prior to the end of the Valley View Borrower's fiscal year thereafter, all documentation and other information required by the Master Servicer as determined in its reasonable discretion, to prepare an annual operating budget and an annual capital budget for the Valley View Borrower's expenses.

    THE PROPERTY. The Valley View Property is comprised of the Valley View Borrower's fee simple interest in the Valley View Mall, a two-level super regional shopping center located in Dallas, Texas which was built in 1973, and was renovated in 1993. Valley View Mall is anchored by JC Penney, the anchor pad for which is owned by the Valley View Borrower and by three owner occupied national retail franchises: Dillard's; Sears; and Foleys. Valley View Mall is situated on approximately 94.72 acres and contains over approximately 1.5 million square feet of retail and related space, of which approximately 838,000 square feet is occupied by owner occupied anchors, approximately 220,000 square feet is occupied by JC Penney, and 465,918 square feet are non-anchor mall tenant GLA. As of August 14, 1997, the Valley View Mall was 93.8% occupied and provided parking for approximately 7,847 vehicles. Major mall store tenants include Lane Bryant, Lerner New York, Foot Action USA, Oshman's Sporting Goods, Luby's Cafeteria, Express, Pier One Imports, Jos. A. Bank Clothiers and Limited/Limited Too/Bath & Body.

    The anchor stores (other than JC Penney's) and related land are owned by the anchor tenants and not by the Valley View Borrower. Accordingly, only the portion of the property on which the mall stores are located secures the Valley View Loan.

    Currently, space formerly used as a movie theater, comprised of approximately 13,200 square feet of GLA, is unoccupied. This space has been unoccupied for a number of years as a result of the prior tenant vacating such space. See "Risk Factors--The Mortgage Loans--Risks Associated with Retail Properties" herein.

    The Valley View Property had an annualized base rent of $21.00 per square foot of occupied GLA (excluding anchor tenants). Most leases have an initial term of 3 to 10 years. The 1996 NOI of the Valley View Property was $8,299,479. The retail leases usually provide for minimum rents, percentage rents based on gross sales and the recovery from tenants of a portion of common area expenses, real estate taxes and other property related costs. The weighted average retail sales per square foot were approximately $209 in 1995 and approximately $230 in 1996.

    The following table shows certain data regarding the major tenants at the Valley View Property as of June 30, 1997:

                                                                                           % OF             % OF
                                                                  LEASE         GLA      PROPERTY         IN-PLACE
TENANT                                                         EXPIRATION     (SQ FT)       GLA          BASE RENT
------------------------------------------------------------  -------------  ---------  -----------  ------------------
Dillards(1).................................................       N/A         302,268       19.84%       CAM (Pro-rata)
Foley's(1)..................................................       N/A         300,196       19.70        CAM (Pro-rata)
Sears(1)....................................................       N/A         235,055       15.43        CAM (Pro-rata)
JC Penney(1)................................................       N/A         220,378       14.46        CAM (Pro-rata)
Lane Bryant.................................................      2004          13,873        0.91                3.44%
Lerner New York.............................................      2004          12,189        0.80                3.02%
Foot Action USA.............................................      2004          11,325        0.74                2.39%
Oshman's Sporting Goods.....................................      1998           9,852        0.65                1.15%
Luby's Cafeteria............................................      2003           9,718        0.64                0.78%
Express.....................................................      2006           9,048        0.59                2.19%
Pier One Imports............................................      1999           8,942        0.59                1.89%
Jos. A. Bank Clothiers......................................      1999           8,717        0.57                1.38%
Limited/Limited Too/Bath & Body.............................      2009           7,592        0.50                3.53%

------------------------

(1) 3 of 4 anchors are owner occupied and JC Penney has a purchase option on its anchor space. See "--The Purchase Option" herein.

    The following table shows certain information for each of Valley View Mall's anchors (and/or its corporate parent):

                                                         CREDIT RATING
                                                              OF
                                                            PARENT                                    OPERATING
                                 PARENT                   COMPANY(1)                 ANCHOR--OWNED/    COVENANT
ANCHORS                          COMPANY                (S&P)(MOODY'S)      GLA          LEASED       EXPIRATION
-----------------  -----------------------------------  ---------------  ---------  ----------------  ----------
Dillard's........  Dillard Dept. Stores Inc.            A+/A2            302,268    Anchor--Owned        10/2006
JC Penney........  JC Penney Co., Inc.                  A/A2             220,378    Leased               10/2006
Sears............  Sears, Roebuck and Co.               A-/A2            235,055    Anchor--Owned            N/A
Foleys...........  The May Department Stores Company    A/A2             300,196    Anchor--Owned        10/2006

------------------------

Notes:  (1) Reflects long-term debt rating as of September, 1997.

    The primary competitor of the Valley View Mall is the Galleria, an approximately 1.1 million square foot mall located within approximately 1 mile of the Valley View Property. The Galleria was built in 1982 and renovated in 1996, has an occupancy rate of approximately 88%, and is anchored by Macy's, Saks Fifth Avenue, Nordstroms and Marshall Fields. Other competitors include Prestonwood Mall (approximately 1.1 million square feet, occupancy rate of approximately 90% anchored by Dillard's, Lord & Taylor, Neiman Marcus and JC Penney, and located within approximately 1.5 miles of the property) and Northpark Mall (approximately 1.4 million square feet, occupancy rate of approximately 98%, anchored by Dillard's, Lord & Taylor, Neiman Marcus and JC Penney, and located within approximately 3 miles of the property). The operating covenants for JC Penney and Dillards at Prestonwood Mall expire as of August 1999.

    An architectural and engineering report performed on behalf of the Originator in connection with the underwriting of the Valley View Loan has indicated that approximately $3.2 million of maintenance and repairs should be performed on the Valley View Property. The Valley View Borrower has advised the Depositor that the Valley View Borrower anticipates this work will be budgeted for in the Valley View

Borrower's annual budgets. However, there can be no assurances that the Valley View Borrower will have sufficient cash flow to cover these costs.

    The Valley View Property has been the subject of certain environmental assessments and remediations. See "Risk Factors--The Mortgage
Loans--Environmental Law Considerations" herein.

    THE PURCHASE OPTION. JC Penney opened a new "flagship" store in the Valley View Mall on October 19, 1996 after renovating the site of the new JC Penney. Pursuant to a lease, dated as of April 18, 1996 (the "JC Penney Lease"), the yearly rent payable by JC Penney is $1.00 and JC Penney has an option to purchase that portion of the Valley View Property which comprises the JC Penney anchor pad for $1.00 at any time after the permanent closure of the JC Penney store in the Prestonwood Mall, as described above under "--The Property". JC Penney is currently operating at Prestonwood Mall under an operating covenant which expires on August 31, 1999. At that time, the terms of the JC Penney Lease provide that the rent payable by JC Penney will increase to $1 million per year for the anchor pad in the Valley View Mall if JC Penney is operating a store in excess of 20,000 square feet in the Prestonwood Mall.

    THE OPERATING AGREEMENT. Each of J.C. Penney Company, Inc., The May Department Stores Company, Dillard Texas Operating Limited Partnership and Sears, Roebuck and Co. (collectively, the "Valley View Anchor Stores") is a party to an operating agreement and supplements (collectively, the "Valley View Operating Agreement") with the Valley View Borrower. Pursuant to a letter agreement among the Valley View Anchor Stores, the Valley View Borrower and JC Penney the parties have agreed to amend the operating agreement to permit JC Penney to become a party in the event JC Penney exercises its purchase option.

    The Valley View Operating Agreement provides that Foleys (under such name, or another trade name) is required to operate continuously for 10 years after October 19, 1996, provided: (i) the developer maintains the Valley View Mall as a "first-class enclosed mall regional shopping center"; (ii) tenants comprising at least 70% of the square footage of the Valley View Mall (excluding anchor pads) are open and operating for business and are reasonably balanced throughout the Valley View Mall; and (iii) Dillard and either Sears or JC Penney are operating under their respective names (or other trade name under which they operate the majority of their retail department store in Texas).

    The Valley View Operating Agreement provides that Dillard (under such name, or another trade name) is required to operate continuously for 10 years after October 19, 1996, provided: (i) there is no material event of default by the Valley View Borrower under the Operating Agreement; (ii) at least 70% of the square footage of the Valley View Mall (excluding anchor pads) is being operated by tenants under valid leases and represents a tenant mix traditionally found in first-class regional enclosed mall shopping centers; (iii) Foleys and either Sears or JC Penney is operating under their respective names (or other trade name under which they operate the majority of their retail department store in Texas); (iv) the Valley View Borrower is not able to make certain monetary payments to Dillard due to an insolvency event; (v) at least 3 of the anchor pads are connected to the Valley View Mall (except in certain instances due to damage or destruction); and (vi) the operating covenants of any of Sears, JC Penney or Foleys have been amended, terminated, canceled or released by agreement, acquiescence or sufferance by the Valley View Borrower. The Valley View Operating Agreement also provides that in exchange for a $2 million contribution from the Valley View Borrower, Dillard will permanently close the Dillard's store in the Prestonwood Mall no later than September 30, 1999 and not operate any store at the Prestonwood Mall after September 30, 1999. The Valley View Borrower has advised the Depositor that the Valley View Borrower anticipates that it will have sufficient cash on hand to pay this obligation. However no assurances can be given that the Valley View Borrower will be able pay this obligation in a timely manner.

    Pursuant to a supplemental agreement between the Valley View Borrower and JC Penney, JC Penney (under such name, or another trade name) is required to operate continuously for 10 years after October 19, 1996 provided: (i) tenants comprising at least 70% of the square footage of the Valley View Mall (excluding anchor pads) are open and operating for business and are equally distributed between the upper and lower level of the Valley View Mall; and (ii) Foleys and either Sears or Dillard is operating under their respective names (or other trade name under which they operate the majority of their retail department store in Texas).

    PROPERTY MANAGEMENT. The Valley View Property is managed by Macerich Property Management Company (the "Macerich Property Manager"), pursuant to a property management agreement (the "Valley View Management Agreement") between the Valley View Borrower and the Macerich Property Manager. The Macerich Property Manager is responsible for the management of the Valley View Property and the administration of the leases with respect thereto. Under the Valley View Management Agreement, the Macerich Property Manager is entitled to (a) an annual management fee equal to 2.5% of gross receipts of the Valley View Property, payable monthly, (b) reimbursement of all third party costs advanced by the Macerich Property Manager for the Valley View Borrower and (c) reimbursement of certain out-of-pocket expenses.

    The Valley View Management Agreement provides that the Macerich Property Manager will manage the Valley View Property beginning October 3, 1996. The Valley View Management Agreement may be terminated upon: (A) any material breach of the Macerich Property Manager under the terms of the Valley View Management Agreement, and which the Macerich Property Manager has failed to cure, or commenced to cure within 15 days after receiving written notice from the Valley View Borrower of such breach; (B) any material breach of the Valley View Borrower to comply with the terms of the Valley View Management Agreement, and which the Valley View Borrower has failed to cure, or commenced to cure within 15 days after receiving written notice from the Macerich Property Manager of such breach; (C) 30 days notice from either of the Valley View Borrower or the Macerich Property Manager, with or without cause; (D) certain events of insolvency of either the Macerich Property Manager or the Valley View Borrower;
(E) by the Valley View Borrower if the Macerich Property Manager assigns, transfer or otherwise alienates its rights or obligations under the Valley View Management Agreement; or (F) notice from either of the Valley View Borrower or the Macerich Property Manager if the Valley View Property is damaged or destroyed to the extent of 25% or more of the Valley View Property and the Valley View Borrower elects not to rebuild or condemnation of or a deed in lieu thereof of 10% or more of the Valley View Property.

    Pursuant to a Manager's Consent and Subordination Agreement of Management Agreement, among LB Holdings, as lender, the Valley View Borrower and the Macerich Property Manager (the "Valley View Manager's Subordination"), the Macerich Property Manager has (i) consented to the Valley View Mortgage, (ii) agreed not to terminate the Valley View Management Agreement without first obtaining the Master Servicer's consent, provided that the Master Servicer's consent is not required if the Valley View Borrower fails to pay management fees due and owing and the Master Servicer fails to cure such failure after 30 days notice, (iii) agreed to subordinate any rights to receive payment under the Valley View Management Agreement to the security interest of the Valley View Loan documents and (iv) acknowledged the Master Servicer's right to terminate the Macerich Property Manager for certain events, including but not limited to an event of default under the Valley View Management Agreement, for cause, and upon the occurrence of an event of default under the Valley View Loan documents, subject to the Master Servicer's using its reasonable efforts to provide reasonable prior notice and a cure period in certain instances.

    The Macerich Property Manager, as of June 30, 1997, was approximately 95% owned by the Macerich REIT. The Macerich Property Manager, as of June 30, 1997 directly managed 23 of the 27 properties owned by the Macerich REIT and its subsidiaries (including the Valley View Property).

THE SUN COMMUNITIES LOAN AND PROPERTIES

    THE LOAN. The Sun Communities Loan has a principal balance as of the Cut-Off Date of approximately $44,963,187 and is evidenced by two separate notes issued by two related borrowers. The first note,

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having a principal balance of approximately $25,978,730 (the "Sun Communities
Note A"), was issued by Sun Communities Funding Limited Partnership (the "Sun Communities Borrower A"). The second note (the "Sun Communities Note B," and together with the Sun Communities Note A, the "Sun Communities Notes"), having a principal balance of approximately $18,984,457, was issued by Miami Lakes Venture Associates (the "Sun Communities Borrower B", and together with the Sun Communities Borrower A, the "Sun Communities Borrowers"). The Sun Communities Note B is guaranteed pursuant to a guaranty of payment executed by the Sun Communities Borrower A (the "Sun Guaranty").

    The Sun Communities Note A and the Sun Guaranty are secured by first Mortgages (the "Sun Communities A Mortgages") encumbering six manufactured housing communities (the "Sun Communities A Properties") in the following locations: Perry, Michigan (the "Countryside Village Property"); Edwardsville, Kansas (the "Edwardsville Property"); Jackson, Michigan (the "Sherman Oaks Property"); Bristol, Indiana (the "Timberbrook Property"); Battle Creek, Michigan (the "Bedford Hills Property"); and Grand Rapids, Michigan (the "Cutler Estates Property"). The Sun Communities Note B is secured by a first mortgage (the "Sun Communities B Mortgage," and together with the Sun Communities A Mortgages, the "Sun Communities Mortgages") encumbering a manufactured housing community (the "Royal Country Property," and together with the Sun Communities A Properties, the "Sun Communities Properties") located in Miami, Florida. All of the Sun Communities Mortgages are cross-defaulted. Through the Sun Guaranty, the Sun Communities A Mortgages secure the Sun Communities Note B, although the Sun Communities B Mortgage, in the amount of $19,000,000, does not secure the Sun Communities Note A.

    THE BORROWERS. The Sun Communities Borrower A is a limited partnership and the Sun Communities Borrower B is a general partnership. The Sun Communities Borrower A is the owner of the Sun Communities A Properties, and the Sun Communities Borrower B is the owner of the Royal Country Property.

    The Sun Communities Borrower A owns a 99% general partnership interest in the Sun Communities Borrower B. Other than its ownership interest in the Sun Communities A Properties and its partnership interest in the Sun Communities Borrower B, the Sun Communities Borrower A has no material assets. The Sun Communities Borrower B has no material assets other than the Royal Country Property and related interests.

    The Sun Communities Borrowers are limited in their respective purposes to owning, operating and managing their respective Sun Communities Properties, and in the case of the Sun Communities Borrower A, to owning a 99% general partnership interest in the Sun Communities Borrower B.

    Sun Communities Funding GP L.L.C. ("Sun Communities Funding"), a Michigan limited liability company, is general partner of the Sun Communities Borrower A and holds a 1% general partnership in Sun Communities Borrower B. Sun Communities Funding is limited in its purposes to acting as general partner of the Sun Communities Borrower A and holding a 1% general partnership interest in the Sun Communities Borrower B. The members of Sun Communities Funding are Sun Communities Operating Limited Partnership, a 99% member, and SCF Manager, Inc., a 1% member who is also the managing member. SCF Manager Inc. is wholly owned by Sun Communities, Inc. ("Sun"). The 99% limited partner of the Sun Communities Borrower A is Sun Communities Operating Limited Partnership.

    The Sun Communities Borrower B is a Florida general partnership, whose general partners are the Sun Communities Borrower A and Sun Communities Funding. Sun is a publicly traded real estate investment trust, which has been a NYSE-listed company since 1993 and owns a portfolio of 85 manufactured housing communities consisting of approximately 30,400 developed manufactured housing sites.

    SECURITY. The Sun Communities Notes are non-recourse notes. The Sun Communities Note A is secured as described above by the fee estate of the Sun Communities Borrower A in the Sun Communities A Properties and certain collateral therefor (including an assignment of leases and rents and the funds in certain accounts). The Sun Communities Note B is secured as described above by the fee estate of the Sun Communities Borrower B in the Royal Country Property, and the Sun Guaranty of the Sun Communities Note B is secured as described above by the fee estate of the Sun Communities Borrower A in the Sun Communities A Properties, and certain collateral therefor (including an assignment of leases and rents and the funds in certain accounts). Subject to exceptions for, among other things, fraud, intentional misrepresentation, breach of certain environmental indemnities and covenants, or misapplication of funds, none of the Sun Communities Borrowers or their general partners is personally liable for payment of the Sun Communities Loan. The Sun Communities Notes provide for full recourse to all the assets of the related Sun Communities Borrower if, among other things, any of the related Sun Communities Properties or any part thereof securing such Sun Communities Note become subject to a voluntary bankruptcy. Each of the Sun Communities Borrowers has made certain environmental representations and has represented that it has good, marketable and insurable fee simple title to the Sun Communities Property or Properties it owns, subject only to encumbrances described in the applicable title insurance policies. LB Holdings is the named insured under title insurance policies which insure that each of the related Mortgages constitutes a valid and enforceable first lien on the applicable Sun Communities Properties, subject to certain exceptions and exclusions from coverage set forth therein.

    PAYMENT TERMS. The Sun Communities Loan was originated by LB Holdings on September 4, 1997 (the "Sun Communities Closing Date") and matures on September 10, 2027 (the "Sun Communities Maturity Date") and bears interest at a fixed rate per annum equal to 7.01% (the "Sun Communities Base Interest Rate") through September 9, 2007, and from September 10, 2007 (the "Sun Communities Anticipated Repayment Date") at a fixed rate per annum (the "Sun Communities Adjusted Interest Rate") which is fixed on the Sun Communities Anticipated Repayment Date at the greater of (a) the Sun Communities Base Interest Rate plus 2% and (b) the yield on the U.S. Treasury (primary issue) with a maturity date closest to September 10, 2027, based on the bid price for such issue published in the Wall Street Journal fourteen days prior to the Sun Communities Anticipated Repayment Date plus 2%. However, as described below, until the principal balance of the Sun Communities Loan has been reduced to zero, the Sun Communities Borrower will only be required to pay interest at the Sun Communities Base Interest Rate. The interest accrued at the excess of the Sun Communities Adjusted Interest Rate over the Sun Communities Base Interest Rate will be deferred and will bear interest at the Sun Communities Adjusted Interest Rate to the extent permitted by applicable law (such accrued and deferred interest and interest thereon, the "Sun Communities Excess Interest"). Interest on the Sun Communities Loan is calculated on the basis of the actual number of days elapsed and a 360-day year.

    The Sun Communities Borrower made a payment of interest only on the Sun Communities Closing Date. Through the Sun Communities Anticipated Repayment Date, the Sun Communities Loan requires 120 scheduled monthly payments of principal and interest which are approximately $299,688 per month commencing on October 10, 1997 (the "Sun Communities Monthly Debt Service Payment") (based on a 360-month amortization schedule and the Sun Communities Base Interest Rate). Payment of the balance of the principal, if any, together with all accrued and unpaid interest (including Sun Communities Excess Interest) is required on the Sun Communities Maturity Date. Commencing on the first Due Date after the Sun Communities Anticipated Repayment Date and continuing on each Due Date thereafter all proceeds received with respect to the Sun Communities Loan and all funds on deposit in the Sun Communities Cash Collateral Account will be required to be applied in the following priority: (a) to pay taxes and insurance premiums for the property; (b) to payment of the Sun Communities Monthly Debt Service Payment; (c) to payment of any other amounts due under the Sun Communities loan documents; (d) to payment of operating expenses incurred in accordance with an approved annual budget; (e) to payment of the outstanding principal balance of the Sun Communities Notes; (f) to payment of Sun Communities Excess Interest; and (g) to the Sun Communities Borrower.

    Upon the occurrence of an event of default under the Sun Communities Loan, the entire amount due under the Sun Communities Loan documents will bear interest at a default rate equal to the lesser of (a) the Sun Communities Base Interest Rate plus 5% and (b) the maximum rate allowed to be collected under applicable law.

    PREPAYMENT. Voluntary prepayment is prohibited under the Sun Communities Loan prior to the period commencing 6 months prior to the Sun Communities Anticipated Repayment Date (such period, the "Sun Communities Permitted Prepayment Period"). Thereafter, provided that there is no event of default under the Sun Communities Loan documents, the Sun Communities Loan may be voluntarily prepaid in whole, or in part, without payment of any prepayment consideration, on a Due Date pursuant to the terms of the Sun Communities Loan documents.

    All insurance proceeds or condemnation awards not required to be made available for the Sun Communities Restoration of any of the Sun Communities Properties or returned to the related Sun Communities Borrower in accordance with the terms of the Sun Communities Loan documents, will be required to be paid by the related Sun Communities Borrower as a prepayment on the Sun Communities Loan, in an amount equal to the lesser of 100% of such proceeds and the Sun Communities Allocated Loan Amount for the related Sun Communities Property. Such prepayments will be required to be applied first to the payment of all interest accrued and payable under the related Sun Communities Note computed at the Sun Communities Base Interest Rate and the balance to the payment of the outstanding principal balance of the related Sun Communities Note. Such prepayment will be made without payment of any prepayment consideration.

    If a Sun Communities Default Prepayment occurs, the defaulting Sun Communities Borrower is required to pay the entire Sun Communities Loan, including the Sun Communities Prepayment Consideration. A Sun Communities Default Prepayment means a prepayment of the principal amount of the Sun Communities Loan after the occurrence of any event of default or an acceleration of the Sun Communities Maturity Date under any circumstances. The Sun Communities Prepayment Consideration means an amount equal to the present value of a series of payments each equal to an amount equal to (a) the Sun Communities Base Interest Rate minus the Sun Communities Reinvestment Yield, (b) divided by 12, and (c) multiplied by the principal sum due on such prepayment date, and payable on each monthly payment date through and including the Sun Communities Anticipated Repayment Date discounted at the Sun Communities Reinvestment Yield for the number of months remaining from the date of such prepayment to each such monthly payment date through and including the Sun Communities Anticipated Repayment Date. The Sun Communities Reinvestment Yield means an amount equal to the sum of 0.25% and the yield on the U.S. Treasury issue with a maturity date closest to the Sun Communities Anticipated Repayment Date, with such yield based on the bid price for such issue as published in the Wall Street Journal on the date that is 14 days prior to the prepayment date converted to a monthly compounded nominal yield.

    RELEASE IN EXCHANGE FOR SUBSTITUTE COLLATERAL. Provided no event of default under the Sun Communities loan documents has occurred and is continuing, the Sun Communities Borrower A is permitted on any Due Date at any time after (A) the earlier of the second anniversary of the Closing Date or (B) the third anniversary of the Sun Communities Closing Date to obtain a release of all or a portion of its respective Sun Communities Property (a "Sun Communities A Release Property"), provided that, among other conditions, such Sun Communities Borrower delivers on such Due Date Sun Communities Defeasance Collateral with Sun Communities Collateral Value sufficient, without consideration of any reinvestment of interest therefrom, to pay: (i) all amounts then due relating to Sun Communities Note A, including accrued interest thereon; (ii) an amount equal to the lesser of (a) the Sun Communities Release Price for each such Sun Communities Property to be released or (b) the then-aggregate unpaid principal balance of the Sun Communities Notes after giving effect to all prior defeasances (such lesser amount, the "Sun Communities A Defeasance Amount"); and
(iii) the portion of the interest that will become due on the

Sun Communities A Defeasance Amount under the Sun Communities Notes prior to and including the Sun Communities Anticipated Repayment Date.

    Provided no event of default under the Sun Communities Loan documents has occurred and is continuing, the Sun Communities Borrower B is permitted on any Due Date at any time after (A) the earlier of the second anniversary of the Closing Date or (B) the third anniversary of the Sun Communities Closing Date to obtain a release of the Royal Country Property (a "Sun Communities B Release Property"), provided that, among other conditions, the Sun Communities Borrower B delivers on such Due Date Sun Communities Defeasance Collateral with Sun Communities Collateral Value sufficient, without consideration of any reinvestment of interest therefrom, to pay: (i) all amounts then due relating to Sun Communities Note B, including accrued interest thereon; (ii) an amount equal to the lesser of (a) $19,000,000.00 or (b) the then-aggregate unpaid principal balance of the Sun Communities Notes after giving effect to all prior defeasances (such lesser amount, the "Sun Communities B Defeasance Amount"); and
(iii) the portion of the interest that will become due on the Sun Communities B Defeasance Amount under the Sun Communities Note B prior to and including the Sun Communities Anticipated Repayment Date.

    "Sun Communities Release Price" means the release price for each Sun Communities Property, as set forth in the Sun Communities Loan documents. "Sun Communities Defeasance Collateral" means non-callable and non-redeemable securities evidencing an obligation to timely pay principal and interest in a full and timely manner that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged. "Sun Communities Collateral Value" means as of any date with respect to Sun Communities Defeasance Collateral delivered to the Master Servicer, the aggregate amount of payments of principal from such Sun Communities Defeasance Collateral and the predetermined and certain income therefrom that will be paid or payable to Master Servicer on or before the Business Day prior to each day on which payments are due on the obligations in respect of which such Sun Communities Defeasance Collateral was delivered, without consideration of any reinvestment of such income.

    In addition, such Sun Communities Borrower is required to deliver to the Master Servicer, among other things: (a) all necessary documents to reflect that a portion of the Sun Communities Notes has been defeased, (b) an opinion of counsel for the related Sun Communities Borrower in form satisfactory to the Master Servicer stating that the Trustee will have a perfected first priority security interest in the Sun Communities Defeasance Collateral and that the transfer of the Sun Communities Defeasance Collateral will not adversely affect the status of either Trust REMIC as a REMIC, (c) confirmation from each of the Rating Agencies that the defeasance and release of the property will not result in a withdrawal, downgrade or qualification of the then-existing ratings of the Certificates, and (d) evidence satisfactory to Master Servicer that the aggregate Sun Communities DSCR with respect to the Sun Communities Properties remaining encumbered by the lien of the Sun Communities Mortgage is equal to or greater than the greater of (1) 2.20X, and (2) the aggregate Sun Communities DSCR with respect to all of the Sun Communities Properties (including the Sun Communities Release Property) and the Royal Country Property for the 12 full calendar months immediately prior to the release of the Sun Communities Release Property.

    "Sun Communities DSCR" means for any Sun Communities Property, the ratio for the applicable period in which (a) the numerator is the net operating income (excluding interest on credit accounts) for such period as set forth in the statements required under the Sun Communities loan documents (adjusted by subtracting the greater of assumed management fees of 5% of gross income or actual management fees and replacement reserve payments); and (b) the denominator is the aggregate amount of principal and interest due and payable on the Note for such period.

    Upon the satisfaction of the foregoing conditions precedent, the applicable Sun Communities Property will be released from the lien of the Trust Fund.

    CASH COLLATERAL ACCOUNT. All rents and other income with respect to the Sun Communities Properties are required to be deposited directly by the Sun Communities Borrower to accounts maintained at financial institutions approved by the Master Servicer (the "Sun Communities Local Accounts"). The Master Servicer will be required to sweep the Sun Communities Local Accounts on the seventh and ninth day of each month and thereafter not less than once per week for the remainder of the month or more frequently as necessary if at any time the balance in the local account exceeds $15,000 all sums so swept shall be deposited by the Master Servicer into a cash collateral account (the "Sun Communities Cash Collateral Account"). The Sun Communities Borrower is required to make such deposits on a daily basis between the first day of each month and the tenth day of each month and otherwise no less frequently than two times per week. Provided that no event of default under the Sun Communities Loan documents shall have occurred and be continuing, the Master Servicer will cause the funds held in the Sun Communities Cash Collateral Account to be distributed on a monthly basis in the following order: (a) to fund the tax and insurance escrow fund, (b) to fund the Sun Communities Monthly Debt Service Payments, (c) to fund payment of any amounts then due and payable under the Sun Communities Loan documents, (d) if after the Sun Communities Anticipated Repayment Date, to fund payments for monthly cash expenses incurred in accordance with the related approved annual budget, (e) prior to the Sun Communities Anticipated Repayment Date, to pay any excess amounts to the Sun Communities Borrower, (f) if on or after the Sun Communities Anticipated Repayment Date, to pay principal until the outstanding principal balance of the Sun Communities Loan is reduced to zero,
(g) if on or after the Sun Communities Anticipated Repayment Date, to pay the Sun Communities Accrued Interest and (h) to pay any excess amounts to the Sun Communities Borrower.

    RESERVES. The Sun Communities Borrowers have established a tax and insurance escrow account to be funded monthly generally in an amount equal to 1/12th of the aggregate insurance premiums and taxes in respect of the Sun Communities Properties payable in the succeeding twelve months. A replacement reserve escrow, to be funded monthly at a rate of $4.17 per manufactured housing site, for repairs and maintenance of the Sun Communities Properties will be required if the senior unsecured debt rating of Sun Communities Operating Limited Partnership is not maintained at "BBB-" or better by S&P and "Baa3" by Moody's.

    TRANSFER OF PROPERTIES AND INTEREST IN BORROWER. The Sun Communities Loan generally prohibits, without the consent of the Master Servicer, the transfer of the Sun Communities Properties, except as described in the following paragraphs under this heading and above under "--Prepayment," and "--Release in Exchange for Substitute Collateral".

    PERMITTED INDEBTEDNESS. Each Sun Communities Borrower is precluded from incurring any other indebtedness, without the consent of the Master Servicer, except for indebtedness which is incurred in the ordinary course of business.

    INSURANCE. The Sun Communities Borrowers are required to maintain (a) comprehensive "all risk" insurance on the improvements and personal property associated with the Sun Communities Properties in an amount equal to 100% of the actual replacement value of the applicable property, with a maximum deductible of $50,000, and which contains an Ordinance or Law Coverage for any properties that are legal non-conforming uses, (b) flood insurance with respect to any Sun Communities Properties that are located within a federally designated "special flood hazard area" and earthquake insurance with respect to any part of the Sun Communities Properties that is located in an area with a high degree of seismic activity, (c) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about any part of the Sun Communities Properties, (d) business income insurance, providing coverage for the period until such income either returns to the same level it was at prior to the loss, or the expiration of 12 months from the date of the loss, whichever first occurs, (e) at all times during which structural constructions, repairs or alterations are being made with respect to the improvements, and only if the property coverage form does not otherwise apply,
(i) owner's contingent
or protective liability insurance covering claims not covered by or under the terms or provisions of the general liability insurance policy and (ii) comprehensive "all risk" insurance written in a "builder's risk completed value" form, (f) statutory workers compensation insurance, (g) comprehensive boiler and machinery insurance, if applicable, (h) umbrella liability insurance, (i) motor vehicle liability coverage for all owned and non-owned vehicles and (j) such other insurance as is requested by the Master Servicer provided such insurance is of the kind from time to time commonly insured against for property similar to the property located in or around the region in which the property is located.

    Any such insurance may be under a blanket policy only if such policy is approved by the Master Servicer in advance. The Sun Communities Loan requires the Sun Communities Borrowers to obtain the insurance described above, as applicable, from insurance carriers having claims paying abilities by each Rating Agency of not less than one category below the highest rating at any time assigned to the Certificates. Auto-Owners Insurance Company, the property insurer for the Sun Communities A Properties, has a claims paying ability rating of "AAA" by S&P and "A++" by Best's. The Royal Country Property is located within a special flood hazard area and flood insurance has been obtained with Auto-Owners Insurance Company. American Modern Home Insurance Company, the property insurer for the Royal Country Property, has a claims paying ability rating of "BBq" by S&P. As long as the rating does not fall below "BBq" by S&P, such policies may remain in effect. In the event such ratings fall below "BBq", the Sun Communities Borrower B is required to obtain new policies from a carrier whose rating is no less than "BBq" by S&P, provided, however, that if policies are then available from a carrier with a higher rating and the insurance premiums do not exceed the current insurance premiums by more than 10%, the Sun Communities Borrower B is required to obtain the policies from the highest rated carrier that meets the above-mentioned criteria. If at any time during the term of the Sun Communities Loan, the policies become available from a carrier who is rated "AA" by S&P and the insurance premiums for such policies do not exceed the insurance premiums for the then existing policies by more than ten percent, the Sun Communities Borrower B will be required to obtain new policies from such insurer upon the expiration of the then existing policies.

    CONDEMNATION AND CASUALTY. If any of the Sun Communities Properties are damaged or destroyed, in whole or in part, by fire or other casualty, the respective Sun Communities Borrower is required under the related Sun Communities Loan documents to promptly commence the repair and restoration of the affected Sun Communities Property to as nearly as possible to the condition that such property was in immediately prior to such fire or other casualty, with such alterations as may be approved by the Master Servicer (the "Sun Communities Restoration") and otherwise in accordance with the provisions set forth below. The related Sun Communities Borrower will be required to pay all costs of such Sun Communities Restoration whether or not such costs are covered by the insurance.

    The Master Servicer is obligated to make casualty insurance or condemnation proceeds available for the Sun Communities Restoration of the Sun Communities Properties if the following conditions, among others, are met: (i) no default has occurred and is continuing under the Sun Communities loan documents; (ii) in the case of condemnation proceeds, less than 10% of the land constituting the property is taken; (iii) the Sun Communities Borrower commences such repair within 30 days after such damage or destruction; (iv) the Master Servicer is reasonably satisfied that any operating deficits, including all scheduled payments under the Sun Communities Notes, with respect to the property will be covered out of (A) net proceeds of insurance or condemnation, (B) the business income insurance coverage on the property or (C) by other funds of the Sun Communities Borrowers; (v) the Master Servicer is satisfied that upon completion of the Sun Communities Restoration, the aggregate Sun Communities DSCR for the Sun Communities Properties will be at least 2.00X; (vi) the Sun Communities Restoration is capable of being completed on the earliest to occur of: (A) twelve months prior to the Sun Communities Maturity Date, (B) twelve months after the occurrence of such fire or other casualty or taking, (C) such time as may be required under applicable zoning law, ordinance, rule or regulation in order to repair and restore the property; and (vii) the property will be in compliance with all applicable zoning laws, ordinances, rules and regulations, provided that if the property or use thereof was legally non-conforming prior to such casualty or condemnation, the property and the use thereof may be legally non-conforming after the Sun Communities Restoration.

    All plans and specifications required in connection with the restoration shall be subject to the prior review and acceptance in all respects by the Master Servicer and by an independent consulting engineer selected by the Master Servicer. If at any time the net insurance or condemnation proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of the Master Servicer in consultation with the independent consulting engineer, be sufficient to pay in full the balance of the costs which are estimated by the independent consulting engineer to be incurred in connection with the completion of the restoration, the Sun Communities Borrower shall deposit the deficiency with the Master Servicer before any further disbursement of net insurance or condemnation proceeds shall be made. Such additional deposit shall be held by the Master Servicer and shall be disbursed for costs actually incurred in connection with the restoration on the same conditions applicable to disbursement of net insurance and condemnation proceeds, as described above, and until so disbursed shall constitute additional security for the Sun Communities Loan and other obligations under the Sun Communities Loan documents. Any excess net insurance or condemnation proceeds and any additional deposit remaining after the completion of the restoration will be released to the Sun Communities Borrower.

    To the extent that the proceeds of any casualty or condemnation are not required to be made available for the Sun Communities Restoration or released to the Sun Communities Borrower, the Master Servicer may apply the proceeds to the payment of the Sun Communities Loan and the other obligations under the Sun Communities Loan documents. See "--Prepayment" above.

    ZONING. The Bedford Hills Property may be legally non-conforming and in the event of a casualty, may be rebuilt if the restoration does not exceed 60% of the structure's assessed valuation, exclusive of foundation. The Royal Country Property may be legally non-conforming and if the infrastructure or amenities become substantially destroyed, such infrastructure or amenities may be rebuilt to the same conditions as existed before the casualty, subject to compliance with an approved plan and subject to compliance with code requirements. The Sun Communities Loan documents require that the Sun Communities obtain and maintain all risk insurance containing an "Ordinance or Law Coverage" or "Enforcement" endorsement for all properties which constitute non-conforming uses, and the Sun Communities Borrower has obtained the required coverage.

    FINANCIAL REPORTING. Each Sun Communities Borrower is required to keep and maintain adequate books and records in accordance with GAAP. Each Sun Communities Borrower is required to furnish to the Master Servicer, among other things, (a) within 60 days after the end of each fiscal quarter, (i) quarterly operating statements for each Sun Communities Property; (ii) quarterly certified rent rolls; (iii) quarterly financial statements in the form required by Master Servicer; (b) within 90 days after the close of each fiscal year, an annual operating statement of each Sun Communities Property, detailing revenues and expenses; (c) within 90 days after the close of each fiscal year, an annual balance sheet profit and loss statement; and (d) at least 15 days prior to the start of each calendar year, an annual operating and cash budget on a monthly basis.

    THE PROPERTIES. The Sun Communities Properties are manufactured housing communities that consist of land that is divided into "spaces" or "homesites" that are leased to home owners. The Sun Community Mortgages encumber real estate upon which the manufactured homes are situated, but not the manufactured homes themselves. The manufactured home owner often invests in site-specific improvements such as carports, steps, fencing, skirts around the base of the manufactured home, and landscaping. The Sun Communities Manager provides private roads within the community, common facilities and in many cases, utilities.

    The Sun Communities Properties consist of seven manufactured housing communities, as described in the following paragraphs:

    COUNTRYSIDE VILLAGE. The Countryside Village Property, located on approximately 120 acres of land in Perry, Michigan, is a manufactured housing community with 360 developed sites, a clubhouse, pool, playground, laundry and storage for boats and RVs. The facility was developed in 1967. As of June 30, 1997, the occupancy rate was 97.4%, and the average monthly rental per manufactured housing site was $270.

    SHERMAN OAKS. The Sherman Oaks property, located on approximately 90 acres of land in Jackson, Michigan, is a manufactured housing community with 366 developed sites, a clubhouse, pool, playground, laundry and storage. The facility was developed in 1978 and 1994. As of June 30, 1997, the occupancy rate was 99.2%, and the average monthly rental per manufactured housing site was $255.

    EDWARDSVILLE VILLAGE. The Edwardsville Village Property, located on approximately 120 acres of land in Edwardsville, Kansas, is a manufactured housing community with 597 developed sites, an office, playground and storage for boats and RVs. The facility was developed in 1978. As of June 30, 1997, the occupancy rate was 93%, and the average monthly rental per manufactured housing site was $231.

    CUTLER ESTATES. The Cutler Estates Property, located on approximately 48 acres of land in Cutlerville, Michigan, is a manufactured housing community with 281 developed sites, an office, pool, playground, laundry and storage. The facility was developed in 1970. As of June 30, 1997, the occupancy rate was 99%, and the average monthly rental per manufactured housing site was $290.

    BEDFORD HILLS. The Bedford Hills Property, located on approximately 67 acres of land in Battle Creek, Michigan, is a manufactured housing community with 340 developed sites, a clubhouse, playground and laundry. The facility was developed in 1960. As of June 30, 1997, the occupancy rate was 96%, and the average monthly rental per manufactured housing site was $245.

    TIMBERBROOK. The Timberbrook Property, located on approximately 103 acres of land in Bristol, Indiana, is a manufactured housing community with 567 developed sites, a clubhouse, pools, playground and storage. The facility was developed in 1976, 1993, 1994 and 1995. As of June 30, 1997, the occupancy rate was 89%, and the average monthly rental per manufactured housing site was $222.

    ROYAL COUNTRY. The Royal Country Property, located on approximately 187 acres of land in Miami, Florida, is a manufactured housing community with 864 developed sites, two community centers, three pools, playgrounds and storage. The facility was developed in 1981 and 1986. As of June 30, 1997, the occupancy rate was 99.4%, and the average monthly rental per manufactured housing site was $330.

    The 1996 NOI of the properties ranged from $643,965 to $2,254,339 and aggregated $6,991,557. The aggregate value of the Sun Communities Properties has been determined by LB Holdings, based on financial and other information provided by the Sun Communities Borrower, and on information prepared on LB Holding's behalf by third parties, to be approximately $77,200,000.

    In connection with the origination of the Sun Communities Loan, an outside engineering firm was hired to perform a detailed structural inspection of the common area improvements of each manufactured housing community. These inspections usually covered, if present, the clubhouse, pool and spas, maintenance buildings, tennis courts, other common areas, manufactured housing sites, driveways and roadways.

    PROPERTY MANAGEMENT. The Sun Communities Properties are managed by Sun Communities Operating Limited Partnership (in such capacity, the "Sun Communities Manager"), pursuant to property management agreements dated August 28, 1997 (collectively, the "Sun Communities Management Agreement") between the Sun Communities Manager and the Sun Communities Borrowers. The Sun Communities Manager is responsible for the management of the Sun Communities Properties and the administration of the leases with respect thereto. Under the Sun Communities Management Agreement, the Sun

Communities Manager is entitled to (a) an annual management fee equal to 5% of all amounts collected from tenants with respect to each property, including taxes, insurance, maintenance, telephone and utility charges.

    The Sun Communities Management Agreement provides that the Sun Communities Manager will manage the properties for an initial term of one year beginning August 28, 1997, and will continue for successive one year periods, unless the Sun Communities Management Agreement is earlier terminated. The Sun Communities Management Agreement may be terminated upon, among other things, the mutual consent of the Sun Communities Borrower and the Sun Communities Manager.

    Pursuant to a Manager's Consent and Subordination of Management Agreement among the Sun Communities Borrower and the Sun Communities Manager (the "Sun Communities Manager's Subordination"), the Master Servicer will have the right to terminate the Sun Communities Management Agreement and cause a new property manager to be engaged upon the occurrence of any of the following events: (1) the Sun Communities Manager becomes insolvent, (2) either of the following events of default under the Sun Communities Loan: (A) a monetary default or (B) any non-monetary default that is continuing, or (3) a default by the Sun Communities Manager under the Sun Communities Management Agreement beyond the expiration of notice and cure periods. In addition, the purchaser of all or any part of the Sun Communities Property at a foreclosure sale has the right to terminate the Sun Communities Management Agreement within thirty (30) days of taking possesson of the purchased property.

    In addition, pursuant to the Manager's Subordination, the Sun Communities Manager has also agreed that all fees and all other amounts payable to the Sun Communities Manager pursuant to the Sun Communities Management Agreement are and will be, in all respects, subordinate and inferior to the liens and security interests created by the Sun Communities Loan.

    The Sun Communities Manager is controlled by Sun. The Sun Communities Manager directly manages all of the properties owned by Sun and its subsidiaries (including the Sun Communities Properties).

                             THE POOLING AGREEMENT

GENERAL

    The Certificates will be issued pursuant to a Pooling and Servicing Agreement to be dated as of the Closing Date (the "Pooling Agreement"), by and among the Depositor, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent.

    Reference is made to the Prospectus for important information in addition to that set forth herein regarding the terms of the Pooling Agreement and terms and conditions of the Offered Certificates. The Depositor will provide to a prospective or actual holder of an Offered Certificate without charge, upon written request, a copy (without exhibits) of the Pooling Agreement. Requests should be addressed to Structured Asset Securities Corporation, 3 World Financial Center, 200 Vesey Street, New York, New York 10285; Attention: Michael
R. Treanor.

ASSIGNMENT OF THE MORTGAGE LOANS

    On the Closing Date, the Depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, to the Trustee for the benefit of the holders of Certificates. On or prior to the Closing Date, the Depositor will cause to be delivered to the Trustee, with respect to each Mortgage Loan (i) the original Note endorsed without recourse to the order of the Trustee, as trustee; (ii) the original Mortgage(s) or counterpart(s) thereof; (iii) the assignment(s) of the Mortgage(s) in recordable form in favor of the Trustee; (iv) to the extent not contained in the Mortgages, the original assignment of leases and rents or counterpart thereof; (v) if applicable, the original assignment of assignment of leases and rents to the Trustee; (vi) where applicable, a copy of the UCC-1 financing statements, if any, including UCC-3 assignments; (vii) the original lender's title insurance policy (or marked commitments to insure); and (viii) originals or copies of environmental indemnities, collateral assignments of management agreements and such other loan documents as are in the possession of the Depositor, including original assignments thereof to the Trustee, unless the Depositor is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office in which case it shall notify the Trustee in writing of such delay and shall deliver such documents to the Trustee promptly upon the Depositor's receipt thereof.

    The Trustee, or any custodian for the Trustee, will hold such documents in trust for the benefit of the holders of Certificates. The Trustee is obligated to review such documents for each Mortgage Loan (in certain cases only to the extent such documents are identified by the Depositor as being part of the related mortgage file) within 45 days after the later of delivery or execution of the Pooling Agreement and report any missing documents or certain types of defects therein to the Depositor and LB Holdings. The Depositor is itself required to, or to cause LB Holdings to, supply the missing document or cure the defect within 90 days or to repurchase the related Mortgage Loan at the Repurchase Price if the failure to deliver an executed, recorded or undamaged document, as applicable, has a material adverse effect on the security provided by the related Mortgaged Property.

REPRESENTATIONS AND WARRANTIES; REPURCHASE

    In the Pooling Agreement, the Depositor will make the representations and warranties set forth on Exhibit B, subject to the exceptions listed on Schedule 1 thereto, to this Prospectus Supplement to the Trustee for the benefit of the Certificateholders.

    The Pooling and Servicing Agreement requires that the Master Servicer, the Special Servicer or the Trustee notify LB Holdings and the Depositor upon its becoming aware of (a) any breach of any representation or warranty contained in clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (xi), (xii),
(xv), (xvi), (xvii), (xviii), (xix), (xx), (xxii), (xxiv), (xxix) or (xxx) of Exhibit B hereto and (b) any breach of any representation or warranty contained in clauses (x), (xiii), (xiv), (xxi), (xxiii), (xxv), (xxvi), (xxvii), (xxviii),

(xxxi), (xxxii), (xxxiii), (xxxiv), (xxxv) and (xxxvi) of Exhibit B hereto that materially and adversely affects the value of such Mortgage Loan or the interests of the holders of the Certificates therein. The Pooling Agreement provides that, with respect to any such Mortgage Loan, within 90 days after notice from the Master Servicer, the Special Servicer or the Trustee, the Depositor is required either (a) to repurchase such Mortgage Loan at an amount equal to (i) the outstanding principal balance of the Mortgage Loan as of the Due Date as to which a payment was last made by the borrower (less any P&I Advances previously made on account of principal), (ii) accrued interest up to the Due Date in the month following the month in which such repurchase occurs (less P&I Advances previously made on account of interest), (iii) the amount of any unreimbursed Advances (with interest thereon) and any unreimbursed servicing compensation (with interest thereon) and other reimbursable expenses relating to such Mortgage Loan and (iv) any expenses reasonably incurred or to be incurred by the Master Servicer, the Special Servicer or the Trustee in respect of the breach or defect giving rise to the repurchase obligation (such price the "Repurchase Price") or (b) to promptly cure such breach in all material respects; provided, however, that in the event that such breach is capable of being cured but not within such 90-day period and the Depositor has commenced and is diligently proceeding with the cure of such breach, the Depositor will have an additional 90 days to complete such cure; provided, further, that with respect to such additional 90-day period the Depositor shall have delivered an officer's certificate to the Trustee and the Master Servicer setting forth the reason such breach is capable of being cured within the initial 90-day period and what actions the Depositor is pursuing in connection with the cure thereof and stating that the Depositor anticipates that such breach will be cured within the additional 90-day period; and, provided, further, that in the event the Depositor fails to cure such breach within such additional 90-day period, the Repurchase Price shall include interest on any Advances made in respect of the related Mortgage Loan during such period.

    Notwithstanding the foregoing, upon discovery by the Trustee, the Custodian, the Special Servicer or the Master Servicer of a breach of a representation or warranty that causes any Mortgage Loan not to be a "qualified mortgage" within the meaning of the REMIC provisions of the Code, such person shall give prompt notice thereof to the Depositor and within 90 days after such discovery, if such breach cannot be cured within such period, the Depositor shall repurchase such Mortgage Loan from the Trust Fund at the Repurchase Price.

    The obligations of the Depositor to repurchase or cure constitute the sole remedies available to holders of Certificates or the Trustee for a breach of a representation or warranty by the Depositor. None of the Underwriter, the Master Servicer, the Special Servicer nor the Trustee or the Fiscal Agent will be obligated to purchase a Mortgage Loan if the Depositor defaults on its obligation to repurchase or cure, and no assurance can be given that the Depositor will fulfill such obligations. If such obligation is not met, as to a Mortgage Loan that is not a "qualified mortgage," the Upper-Tier REMIC and Lower-Tier REMIC may be disqualified.

SERVICING OF THE MORTGAGE LOANS; COLLECTION OF PAYMENTS

    The Pooling Agreement requires each of the Master Servicer and the Special Servicer to service and administer the Mortgage Loans on behalf of the Trust Fund in the best interests of and for the benefit of all of the holders of Certificates (as determined by the Master Servicer or the Special Servicer in the exercise of its good faith and reasonable judgment) in accordance with applicable law, the terms of the Pooling Agreement and the Mortgage Loans, and to the extent not inconsistent with the foregoing, in the same manner in which, and with the same care, skill and diligence as is normal and usual in its general mortgage servicing and REO property management activities on behalf of third parties or on behalf of itself, whichever is higher, with respect to mortgage loans and REO properties that are comparable to the Mortgaged Properties, and in each event with a view to the timely collection of all scheduled payments of principal and interest under the Mortgage Loans or, if a Mortgage Loan comes into and continues in default and if, in the good faith and reasonable judgment of the Special Servicer, no satisfactory arrangements can be made for the collection of the delinquent payments, the maximization of the recovery on such Mortgage Loan to the Certificateholders (as a collective whole) on a present value basis (the relevant discounting of anticipated collection that will be distributable to Certificateholders to be performed at the related Net Mortgage Rate), but without regard to (i) any known relationship that the Master Servicer or the Special Servicer, or an affiliate of the Master Servicer or the Special Servicer, as applicable, may have with the borrowers or any other parties to the Pooling Agreement; (ii) the ownership of any Certificate by the Master Servicer or the Special Servicer or any affiliate of the Master Servicer or the Special Servicer, as applicable, (iii) the Master Servicer's or the Special Servicer's obligation, as applicable, to make Advances; (iv) the right of the Master Servicer (or any affiliate thereof) or the Special Servicer (or any affiliate thereof), as the case may be, to receive reimbursement of costs, or the sufficiency of any compensation for its services under the Pooling Agreement or with respect to any particular transaction; or (v) the ownership, servicing or management for others or itself, by the Master Servicer or the Special Servicer of any other mortgage loans or properties (the "Servicing Standard"). The Master Servicer and the Special Servicer are permitted, at their own expense, to employ subservicers, agents or attorneys in performing any of their respective obligations under the Pooling Agreement. Notwithstanding any subservicing agreement, the Master Servicer or Special Servicer, as applicable, shall remain primarily liable to the Trustee and Certificateholders for the servicing and administering of the Mortgage Loans in accordance with the provisions of the Pooling Agreement without diminution of such obligation or liability by virtue of such subservicing agreement. Any subservicing agreement entered into by the Master Servicer or Special Servicer, as applicable, will provide that it may be assumed or terminated by the Trustee, or any successor Master Servicer or Special Servicer if the Trustee or any successor Master Servicer or Special Servicer, has assumed the duties of the Master Servicer or Special Servicer, respectively. The Pooling Agreement provides, however, that none of the Master Servicer, the Special Servicer, or any of their respective directors, officers, employees or agents shall have any liability to the Trust Fund or the Certificateholders for taking any action or refraining from taking any action in good faith, or for errors in judgment. The foregoing provision would not protect the Master Servicer or the Special Servicer for the breach of its representations or warranties in the Pooling Agreement, the breach of certain specified covenants therein or any liability by reason of willful misconduct, bad faith, fraud or negligence in the performance of its duties or by reason of its reckless disregard of its obligations or duties under the Pooling Agreement. The Trustee or any other successor Master Servicer assuming the obligations of the Master Servicer under the Pooling Agreement will be entitled to the compensation to which the Master Servicer would have been entitled after the date of the assumption of the Master Servicer's obligations. If no successor Master Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer will be treated as Realized Losses.

    The Master Servicer initially will be responsible for the servicing and administration of the entire Mortgage Pool. The duties of the Special Servicer relate to Specially Serviced Mortgage Loans and to any REO Property. The Pooling Agreement will define a "Specially Serviced Mortgage Loan" to include any Mortgage Loan with respect to which: (i) the related borrower has not made two consecutive Scheduled Payments (and has not cured at least one such delinquency by the next due date under the related Mortgage Loan); (ii) the Master Servicer, the Trustee and/or the Fiscal Agent has made four consecutive P&I Advances (regardless of whether such P&I Advances have been reimbursed); (iii) the borrower has expressed to the Master Servicer an inability to pay or a hardship in paying the Mortgage Loan in accordance with its terms; (iv) the Master Servicer has received notice that the borrower has become the subject of any bankruptcy, insolvency or similar proceeding, admitted in writing the inability to pay its debts as they come due or made an assignment for the benefit of creditors; (v) the Master Servicer has received notice of a foreclosure or threatened foreclosure of any lien on the Mortgaged Property securing the Mortgage Loan; (vi) a default of which the Master Servicer has notice (other than a failure by the borrower to pay principal or interest) and which materially and adversely affects the interests of the Certificateholders has occurred and remained unremedied for the applicable grace period specified in the Mortgage Loan (or, if no grace period is specified, 60 days); or (vii) in the opinion of the Master Servicer (consistent with the Servicing Standard) a default under a Mortgage Loan is imminent and such Mortgage

Loan deserves the attention of the Special Servicer; provided however, that a Mortgage Loan will cease to be a Specially Serviced Mortgage Loan (a) with respect to the circumstances described in clauses (i) and (ii) above, when the borrower thereunder has brought the Mortgage Loan current and thereafter made three consecutive full and timely monthly payments, including pursuant to any workout of the Mortgage Loan, (b) with respect to the circumstances described in clause (iii), (iv), (v) and (vii) above, when such circumstances cease to exist in the good faith judgment of the Master Servicer, or (c) with respect to the circumstances described in clause (vi) above, when such default is cured; provided, in any case, that at that time no circumstance exists (as described above) that would cause the Mortgage Loan to continue to be characterized as a Specially Serviced Mortgage Loan. With respect to any Specially Serviced Mortgage Loan, the Master Servicer will transfer its servicing responsibilities to the Special Servicer, but will continue to receive payments on such Mortgage Loan (including amounts collected by the Special Servicer), to make certain calculations with respect to such Mortgage Loan and to make remittances and prepare certain reports to the Certificateholders with respect to such Mortgage Loan and upon the curing of such events the servicing of such Mortgage Loan will be returned to the Master Servicer.

    The Pooling Agreement requires the Master Servicer or the Special Servicer, as applicable, to make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans consistent with the Servicing Standard. Consistent with the above, the Master Servicer or the Special Servicer may, in its discretion, waive any late payment charge or penalty fee in connection with any delinquent Scheduled Payment with respect to any Mortgage Loan. For any Mortgage Loan with respect to which, under the terms of the related loan documents, the mortgagee may, in its discretion, apply insurance proceeds, condemnation awards or escrowed funds to the prepayment of such loan prior to the expiration of the related Prepayment Lockout Period, the Master Servicer or Special Servicer, as applicable, may only require such a prepayment if the Master Servicer or Special Servicer, as applicable, has determined in accordance with the Servicing Standard that such prepayment is in the best interest of all Certificateholders. The Master Servicer and the Special Servicer will be directed in the Pooling Agreement not to take any enforcement action other than requests for payment with respect to payment of Excess Interest or principal in excess of the principal component of the Scheduled Payment prior to the final maturity date. The Master Servicer will also be permitted to forgive the payment of Excess Interest under the circumstances described under "--Realization Upon Mortgage Loans; Modifications" below. With respect to any defaulted Mortgage Loan, subject to the restrictions set forth below under "--Realization Upon Mortgage Loans; Modifications," the Special Servicer will be entitled to pursue any of the remedies set forth in the related Mortgage, including the right to acquire, through foreclosure, all or any of the Mortgaged Properties securing such Mortgage Loan. The Special Servicer may elect to extend a Specially Serviced Mortgage Loan (subject to conditions described herein) notwithstanding its decision to foreclose on certain of the Mortgaged Properties.

ADVANCES

    The Master Servicer will be obligated to advance, on the Business Day immediately preceding a Distribution Date (the "Master Servicer Remittance Date"), an amount (each such amount, a "P&I Advance") equal to the total or any portion of the Scheduled Payment on a Mortgage Loan (with interest calculated at the Net Mortgage Rate plus the portion of the Trustee Fee related to such Mortgage Loan) that was delinquent as of the close of business on the immediately preceding Due Date (and which delinquent payment has not been cured as of the Master Servicer Remittance Date), or, with respect to a Mortgage Loan for which the Special Servicer has elected to extend the payments as described in "-- Realization Upon Mortgage Loans; Modifications" herein, the amount equal to the lesser of (a) the related Extended Scheduled Payment or (b) the Scheduled Payment (with interest calculated at the Net Mortgage Rate plus the portion of the Trustee Fee related to such Mortgage Loan) that was due prior to the maturity date; provided, however, that the Master Servicer will not be required to make a P&I Advance to the extent it determines that such Advance would not ultimately be recoverable out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds and certain other collections with respect to such Mortgage Loan as to which such Advances were made. The Master Servicer will not be required or permitted to make an advance for Excess Interest, Default Interest, Prepayment Premiums or Balloon Payments. The amount required to be advanced by the Master Servicer with respect to any Distribution Date in respect of scheduled payments (or Extended Scheduled Payments) on Mortgage Loans that have been subject to an Appraisal Reduction Event will equal (i) the amount required to be advanced by the Master Servicer without giving effect to such Appraisal Reduction Amounts less (ii) an amount equal to the product of (x) the amount required to be advanced by the Master Servicer in respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amounts, and (y) a fraction, the numerator of which is the Appraisal Reduction Amount with respect to such Mortgage Loan and the denominator of which is the Stated Principal Balance as of the last day of the related Collection Period. As such term is used in the Prospectus, the "Determination Date" will be the Master Servicer Remittance Date.

    In the event that the Worldwide Plaza Loan is subject to an Appraisal Reduction Event, (i) the interest portion of any P&I Advance made with respect to the Worldwide Plaza Loan will be applied first, to the Worldwide Plaza Fixed Component A, second, to the Worldwide Plaza LIBOR Component and finally to the Worldwide Plaza Fixed Component B, and (ii) the principal portion of any P&I Advance made with respect to the Worldwide Plaza Loan will be applied first, to the Worldwide Plaza Fixed Component A, to the extent outstanding, second, to the Worldwide Plaza LIBOR Component, to the extent outstanding, and finally, to the Worldwide Plaza Fixed Component B.

    The Master Servicer will also be obligated (subject to the limitations described herein) to make cash advances ("Property Advances," and together with P&I Advances, "Advances") to pay delinquent real estate taxes, ground lease rent payments, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage or to maintain such Mortgaged Property. In addition, the Special Servicer may be obligated to make certain Property Advances with respect to Specially Serviced Mortgage Loans.

    The obligation of the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent, as applicable, to make Advances with respect to any Mortgage Loan pursuant to the Pooling Agreement continues through the foreclosure of such Mortgage Loan and until the liquidation of the Mortgage Loan or related Mortgaged Properties. Advances are intended to provide a limited amount of liquidity, not to guarantee or insure against losses. None of the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent will be required to make any Advance that it determines in its good faith business judgment will not be ultimately recoverable by the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent, as applicable, out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds and certain other collections with respect to the Mortgage Loan as to which such Advances were made. In addition, if the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent, as applicable, determines in its good faith business judgment that any Advance previously made will not be ultimately recoverable from the foregoing sources, then the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent, as applicable, will be entitled to be reimbursed for such Advance, plus interest thereon at the Advance Rate, out of amounts payable on or in respect of all of the Mortgage Loans prior to distributions on the Certificates. Any such judgment or determination with respect to the recoverability of Advances must be evidenced by an officers' certificate delivered to the Trustee (or in the case of the Trustee or Fiscal Agent, the Depositor) setting forth such judgment or determination of nonrecoverability and the procedures and considerations of the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent, as applicable, forming the basis of such determination (including but not limited to information selected by the Master Servicer or the Special Servicer in its good faith discretion such as related income and expense statements, rent rolls, occupancy status, property inspections, inquiries by the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent, as applicable, and an independent appraisal performed in accordance with MAI standards and methodologies on the applicable Mortgaged Properties).

    To the extent the Master Servicer or Special Servicer fails to make an Advance it is required to make under the Pooling Agreement, the Trustee, subject to a determination of recoverability, will make such required Advance or, in the event the Trustee fails to make such Advance, the Fiscal Agent, subject to a determination of recoverability, will make such Advance, in each case pursuant to the terms of the Pooling Agreement. The Trustee and the Fiscal Agent (or the Master Servicer with respect to a Property Advance required to be made by the Special Servicer) will be entitled to rely conclusively on any non-recoverability determination of the Master Servicer (or the Special Servicer). See "--Duties of the Trustee" and "--Duties of the Fiscal Agent" below.

    The Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent, as applicable, will be entitled to reimbursement for any Advance made by it equal to the amount of such Advance and interest accrued thereon at the Advance Rate from (i) late payments on the Mortgage Loan by the Mortgagor, (ii) insurance proceeds, condemnation proceeds or liquidation proceeds from the sale of the defaulted Mortgage Loan or the related Mortgaged Property or (iii) upon determining in good faith that such Advance or interest is not recoverable in the manner described in the preceding two clauses, from any other amounts from time to time on deposit in the Collection Account.

    The Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent will each be entitled to receive interest on Advances at the Prime Rate (the "Advance Rate"), compounded monthly, as of each Master Servicer Remittance Date and the Master Servicer will be authorized to pay itself, the Special Servicer, the Trustee or the Fiscal Agent, as applicable, such interest monthly from general collections with respect to all of the Mortgage Loans prior to any payment to holders of Certificates. If the interest on such Advance is not recovered from Default Interest on such Mortgage Loan, a shortfall will result which will have the same effect as a Realized Loss. The "Prime Rate" is the rate, for any day, set forth as such in The Wall Street Journal, New York edition.

ACCOUNTS

    LOCK BOX ACCOUNTS. With respect to each Mortgage Loan other than the Courtyard Loan, the Arden Loan and the DDR/DRA Loan, one or more accounts in the name of the mortgagee (the "Lock Box Accounts") have been established into which rents or other revenues from the related Mortgaged Properties are deposited by the related tenants or borrower. See "Description of the Mortgage Loans and Mortgaged Properties." Agreements governing the Lock Box Accounts provide that the borrower has no withdrawal or transfer rights with respect thereto and that funds on deposit in the Lock Box Accounts are periodically swept into the Collection Account with the balance, if any, to be remitted to the related borrower. With respect to the Arden Loan, upon the occurrence of an Arden Lock Box Event the Arden Borrower is required to establish a Lock Box Account. Upon the occurrence of a DDR/DRA Primary Event, the DDR/DRA Borrowers will no longer have access to the DDR/DRA Operating Account and upon the occurrence of a DDR/DRA Secondary Event, will no longer be entitled to any such funds, and in both cases the Master Servicer will make monthly allocations as described in "Description of the Mortgage Loans and Mortgaged Properties--The DDR/DRA Loan and Properties--The Loan--Operating Accounts" herein. Upon the occurrence of certain triggering events, including a decrease in the long term debt rating of MII, the Courtyard Borrower is required to establish a Lock Box Account. The Lock Box Accounts will not be assets of the REMICs.

    COLLECTION ACCOUNT. On each Due Date, the Master Servicer will be required to withdraw from each Lock Box Account an amount equal to the Scheduled Payment on the related Mortgage Loan and deposit such amount into a segregated account (the "Collection Account") established pursuant to the Pooling Agreement for application towards the Scheduled Payment due on the related Mortgage Loan. With respect to the Courtyard Loan, Arden Loan and DDR/DRA Loan, to the extent the borrowers thereunder are not required to maintain a Lock Box Account, the Master Servicer will direct such borrower to pay their Scheduled Payments on each Due Date directly into the Collection Account. Any excess funds in the Lock Box Accounts over the amount necessary to fund the Scheduled Payment, the Reserve Accounts and

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any other amounts due under the Mortgage Loans will be returned to or retained by the related borrower, provided no event of default of which the Master Servicer is aware has occurred and is continuing with respect to such Mortgage Loan. However, after the Anticipated Repayment Date for a Mortgage Loan, all amounts in the related Lock Box Account in excess of the amount necessary to fund the Scheduled Payment and Reserve Accounts will be applied to (i) operating and capital expenses (except to the extent such expenses will be met through disbursements from the Reserve Accounts), (ii) the reduction of the principal balance of the related Mortgage Loan until such principal is paid in full and
(iii) if applicable, Excess Interest, in that order and the Master Servicer will be required to withdraw the amounts referred to in clauses (ii) and (iii) above from the Lock Box Accounts and deposit them into the Collection Account on each Due Date. The Master Servicer shall also deposit into the Collection Account within one Business Day of receipt all other payments in respect of the Mortgage Loans, other than amounts deposited into any Reserve Account.

    DISTRIBUTION ACCOUNTS. The Trustee will establish and maintain two segregated accounts (the "Lower-Tier Distribution Account" and the "Upper-Tier Distribution Account") in the name of the Trustee for the benefit of the holders of Certificates entitled to distributions therefrom. With respect to each Distribution Date, the Master Servicer will disburse from the Collection Account and deposit into the Lower-Tier Distribution Account, to the extent of funds on deposit in the Collection Account, on the Master Servicer Remittance Date an aggregate amount of immediately available funds equal to the sum of (i) the Available Funds, and (ii) the portion of the Servicing Compensation representing the Trustee Fee. In addition, the Master Servicer will deposit all P&I Advances into the Lower-Tier Distribution Account on the related Master Servicer Remittance Date. To the extent the Master Servicer fails to do so, the Trustee or the Fiscal Agent will deposit all P&I Advances into the Lower-Tier Distribution Account as described herein. On each Distribution Date, the Trustee will withdraw amounts distributable on such date on the Regular Certificates and on the Class R Certificates (which are expected to be zero) from the Lower-Tier Distribution Account and deposit such amounts in the Upper-Tier Distribution Account. See "Description of the Offered Certificates--Distributions" herein.

    INTEREST RESERVE ACCOUNT. The Trustee will establish and maintain an "Interest Reserve Account" in the name of the Trustee for the benefit of the holders of the Certificates. On each Master Servicer Remittance Date occurring in February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year, the Master Servicer will be required to deposit, in respect of the DDR/DRA Loan, the Prentiss Loan, the Arden Loan, the Villa Marina Loan and the Sun Communities Loan, an amount equal to one day's interest at the related Mortgage Rate on the respective Stated Principal Balance, as of the Due Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent a Scheduled Payment or P&I Advance is made in respect thereof (all amounts so deposited in any consecutive January (if applicable) and February, "Withheld Amounts"). On each Master Servicer Remittance Date occurring in March, the Master Servicer will be required to direct the Trustee to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit such amount into the Lower-Tier Distribution Account.

    The Trustee will also establish and maintain one or more segregated accounts for the "Excess Interest Distribution Account" in the name of the Trustee for the benefit of the Certificateholders entitled to distributions therefrom and the "Class T Distribution Account" in the name of the Trustee for the benefit of the holders of the Class T Certificates.

    The Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account and the Class T Distribution Account will be held in the name of the Trustee (or the Master Servicer on behalf of the Trustee) on behalf of the holders of Certificates and the Master Servicer will be authorized to make withdrawals from the Collection Account and the Interest Reserve Account. Each of the Collection Account, any REO Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Interest Reserve Account,

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any escrow account, the Excess Interest Distribution Account and the Class T
Distribution Account will be either (i) (A) an account maintained with either a federal or state chartered depository institution or trust company the long term unsecured debt obligations (or short-term unsecured debt obligations if the account holds funds for less than 30 days) or commercial paper of which are rated by each of the Rating Agencies no less than one rating category less than the rating of the highest-rated Class of Certificates or (B) as to which the Master Servicer or the Trustee, as applicable, has received written confirmation from each of the Rating Agencies which rates such depository institution in a rating category lower than that required by clause (A), that holding funds in such account would not cause any Rating Agency to qualify, withdraw or downgrade any of its ratings on the Certificates, or (ii) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity (an "Eligible Bank"). Amounts on deposit in the Collection Account, the Interest Reserve Account and any REO Account may be invested in certain United States government securities and other high-quality investments specified in the Pooling Agreement ("Permitted Investments"). Interest or other income earned on funds in the Collection Account will be paid to the Master Servicer as additional servicing compensation and interest or other income earned on funds in any REO Account will be payable to the Special Servicer. Interest or other income earned on funds in the Interest Reserve Account will be deposited into the Collection Account.

WITHDRAWALS FROM THE COLLECTION ACCOUNT

    The Master Servicer may make withdrawals from the Collection Account for the following purposes, to the extent permitted and in the priorities provided in the Pooling Agreement: (i) to remit on or before each Master Servicer Remittance Date (A) to the Lower-Tier Distribution Account an amount equal to the sum of
(I) Available Funds and any Prepayment Premiums and (II) the Trustee Fee for such Distribution Date, (B) to the Class T Distribution Account an amount equal to the Net Default Interest received in the related Collection Period, if any,
(C) to the Excess Interest Distribution Account an amount equal to the Excess Interest received in the related Collection Period, if any, and (D) to the Interest Reserve Account an amount required to be withheld as described above under "--Accounts--Interest Reserve Account"; (ii) to pay or reimburse the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent, as applicable, pursuant to the terms of the Pooling Agreement for Advances made by any of them and interest on Advances, the Master Servicer's, the Trustee's or the Fiscal Agent's right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under "--Advances"; (iii) to pay on or before each Master Servicer Remittance Date to the Master Servicer and the Special Servicer as compensation, the aggregate unpaid Servicing Compensation (not including the portion of the Servicing Compensation representing the Trustee Fee) in respect of the immediately preceding Interest Accrual Period; (iv) to pay on or before each Distribution Date to any person with respect to each Mortgage Loan or REO Property that has previously been purchased or repurchased by such person pursuant to the Pooling Agreement, all amounts received thereon during the related Collection Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined; (v) to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent and/or the Depositor for unpaid Servicing Compensation (in the case of the Master Servicer, the Special Servicer or the Trustee), and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the Pooling Agreement and to satisfy any indemnification obligations of the Trust Fund under the Pooling Agreement; (vi) to pay to the Trustee amounts requested by it to pay any taxes imposed on the Upper-Tier REMIC or the Lower-Tier REMIC; (vii) to withdraw any amount deposited into the Collection Account that was not required to be deposited therein; and (viii) to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the Trust Fund.

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
SUCCESSOR MANAGER

    With respect to each Mortgage Loan, the Master Servicer or the Special Servicer, as applicable, will enforce the Trustee's rights with respect to the manager under the related Mortgage Loan and management agreement. In the event the Master Servicer or the Special Servicer is entitled itself to terminate, or to cause the related borrower to terminate, the manager under the Mortgage Loan, the Master Servicer or the Special Servicer, as the case may be, will promptly give notice of its right to terminate the manager to the Trustee (who will copy the holders of Certificates and the Rating Agencies). The most subordinate Class of Certificates then outstanding (provided, however, that for purposes of determining the most subordinate Class, in the event that the Class A-1, Class A-2 and Class A-3 Certificates are the only Classes outstanding (other than any Class X-1 Certificates), the Class A-1, Class A-2 and Class A-3 Certificates and the Class X-1 Certificates together will be treated as the most subordinate Class of Certificates) will have the right to recommend termination of the manager, and if so, to recommend a Successor Manager (as defined below). Holders of Certificates representing Voting Rights of greater than 50% of such subordinate Class of Certificates will have ten Business Days from the receipt of such notice to respond to such notice. Upon receipt of a recommendation to terminate the manager and appoint a Successor Manager, the Master Servicer or the Special Servicer, as the case may be, will give notice of such recommendation to the Trustee (who will copy the holders of Certificates) and effect such recommendation unless: (i) within five business days of the receipt of notice of such recommendation holders of Certificates representing Voting Rights of greater than 50% of any Class of Certificates which is assigned a rating by any Rating Agency on the Closing Date reject such proposed Successor Manager; or (ii) the Master Servicer or the Special Servicer, as the case may be, determines that effecting such recommendation to terminate is not consistent with the Servicing Standard and therefore the Master Servicer or Special Servicer elects not to effect such recommendation. If the Master Servicer or the Special Servicer, as the case may be, does not receive a required response (or if the response received is inconsistent) and the Master Servicer or the Special Servicer, as the case may be, determines it is consistent with the Servicing Standard to terminate the manager or in the event the manager is otherwise terminated or resigns under the related Mortgage or management agreement, the Master Servicer or the Special Servicer, as applicable, shall use its best efforts, or if applicable cause the related borrower, to retain a Successor Manager (or the recommended Successor Manager, if any) on terms substantially similar to the existing management agreement or, failing that, on terms as favorable to the Trust Fund as can reasonably be obtained. For purposes of this paragraph, a "Successor Manager" shall be reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, shall not cause a qualification, withdrawal or downgrading of any of the ratings assigned to the Certificates by the Rating Agencies, as evidenced in writing, and shall be a professional management corporation or business entity which manages, and is experienced in managing, other comparable commercial properties and meets any criteria in the related loan documents.

ENFORCEMENT OF "DUE-ON-SALE" AND "DUE-ON-ENCUMBRANCE" CLAUSES

    Subject to certain exceptions in the case of certain of the Mortgage Loans (see "Description of the Mortgage Loans and Mortgaged Properties"), the Mortgage Loans contain provisions in the nature of "due-on-sale" clauses, which by their terms (a) provide that the Mortgage Loans shall, at the mortgagee's option, become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property or (b) provide that the Mortgage Loans may not be assumed without the consent of the related mortgagee in connection with any such sale or other transfer. The Master Servicer or the Special Servicer, with respect to Specially Serviced Mortgage Loans, will not be required to enforce such due-on-sale clauses and in connection therewith will not be required to (i) accelerate payments thereon or (ii) withhold its consent to such an assumption if (x) such provision is not exercisable under applicable law or such provision is reasonably likely to result in meritorious legal action by the borrower or
(y) the Master Servicer or the Special Servicer, as applicable, determines, in accordance with the Servicing Standard, that granting such consent would be likely to result in a greater recovery, on a present value basis (discounting at the related Mortgage Rate), than would enforcement of such clause. If the Master Servicer or the

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Special Servicer, as applicable, determines that granting such consent would be likely to result in a greater recovery, the Master Servicer or the Special Servicer, as applicable, is authorized to take or enter into an assumption agreement from or with the proposed transferee as obligor thereon, provided that
(a) the proposed transfer is in compliance with the terms of the related Mortgage and (b) the Master Servicer or the Special Servicer, as applicable, has received written confirmation from each Rating Agency that such assumption or substitution would not, in and of itself, cause a downgrade, qualification or withdrawal of any of the then current ratings assigned to the Certificates.

    Subject to certain exceptions in the case of certain of the Mortgage Loans (see "Description of the Mortgage Loans and Mortgaged Properties"), the Mortgage Loans contain provisions in the nature of a "due-on-encumbrance" clause which by their terms (a) provide that the Mortgage Loans shall, at the mortgagee's option, become due and payable upon the creation of any lien or other encumbrance on the related Mortgaged Property, or (b) require the consent of the related mortgagee to the creation of any such lien or other encumbrance on the related Mortgaged Property. The Master Servicer or the Special Servicer, as applicable, will not be required to enforce such due-on-encumbrance clauses and in connection therewith will not be required to (i) accelerate payments thereon or (ii) withhold its consent to such lien or encumbrance if the Master Servicer or the Special Servicer, as applicable, (x) determines, in accordance with the Servicing Standard, that such enforcement would not be in the best interests of the Trust Fund and (y) receives prior written confirmation from each Rating Agency that granting such consent would not, in and of itself, cause a downgrade, qualification or withdrawal of any of the then current ratings assigned to the Certificates.

    See "Certain Legal Aspects of Mortgage Loans--Due On-Sale Clauses in Mortgage Loans" and "--Secondary Financing; Due-on Encumbrance Provisions" in the Prospectus.

INSPECTIONS

    The Master Servicer (or with respect to any Specially Serviced Mortgage Loan, the Special Servicer) is required to inspect or cause to be inspected each Mortgaged Property at such times and in such manner as are consistent with the Servicing Standards, but in any event (i) the Master Servicer is required to inspect each Mortgaged Property with an Allocated Loan Amount of (a) $5,000,000 or more at least once every 12 months and (b) less than $5,000,000 at least once every 24 months, in each case commencing in September 1998 (or at such other times, provided each Rating Agency has confirmed in writing to the Master Servicer that such schedule will not result in the withdrawal, downgrading or qualification of the then current ratings assigned to the Certificates) and (ii) if the Mortgage Loan (a) becomes a Specially Serviced Mortgage Loan, (b) is delinquent for 60 days or (c) has a debt service coverage ratio of less than 1.0, the Master Servicer (or with respect to Specially Serviced Mortgage Loans, the Special Servicer) is required to inspect the related Mortgaged Properties as soon as practicable and thereafter at least every twelve months until such condition ceases to exist. The cost of any such inspection shall be borne by the Master Servicer unless the related Mortgage Loan is a Specially Serviced Mortgage Loan, in which case such cost will be borne by the Trust Fund.

EVIDENCE AS TO COMPLIANCE

    The Pooling Agreement requires that each of the Master Servicer and the Special Servicer cause a nationally recognized firm of independent public accountants (which may render other services to the Master Servicer), which is a member of the American Institute of Certified Public Accountants, to furnish to the Trustee on or before April 15 of each year, beginning April 15, 1998, a report which expresses an opinion to the effect that on the basis of an examination of certain documents and records relating to servicing of the Mortgage Loans, conducted in accordance with generally accepted accounting principles in the mortgage banking industry, the Master Servicer's and the Special Servicer's, if applicable, duties have been conducted in compliance with the provisions of the Pooling Agreement, except for (i) such exceptions as such firm believes to be immaterial and (ii) such other exceptions as are set forth in such statement.

    The Pooling Agreement also requires each of the Master Servicer and the Special Servicer to deliver to the Trustee, on or before April 15 of each year, beginning April 15, 1998, an officers' certificate of the Master Servicer or the Special Servicer, as the case may be, stating that, to the best of each such officer's knowledge (i) a review of the activities of the Master Servicer or the Special Servicer, as applicable, during the preceding calendar year and of performance under the Pooling Agreement has been made under the supervision of such officer and (ii) the Master Servicer and the Special Servicer, as applicable, has fulfilled all its obligations under the Pooling Agreement throughout such year, and, to the best of such officer's knowledge, based on such review, the Master Servicer, or Special Servicer, as applicable, has fulfilled its obligations under the Pooling Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

CERTAIN MATTERS REGARDING THE DEPOSITOR, THE MASTER SERVICER AND THE SPECIAL
  SERVICER

    Each of the Master Servicer and Special Servicer may assign its rights and delegate its duties and obligations under the Pooling Agreement, provided that certain conditions are satisfied including obtaining the consent of the Depositor, the Trustee and written confirmation of each of the Rating Agencies that such assignment or delegation will not cause a qualification, withdrawal or downgrading of the then current ratings assigned to the Certificates. The Pooling Agreement provides that the Master Servicer or Special Servicer, as the case may be, may not otherwise resign from its obligations and duties as Master Servicer or Special Servicer, as the case may be, thereunder, except upon the determination that performance of its duties is no longer permissible under applicable law and provided that such determination is evidenced by an opinion of counsel delivered to the Trustee. No such resignation may become effective until a successor Master Servicer or Special Servicer has assumed the obligations of the Master Servicer or the Special Servicer under the Pooling Agreement. The Trustee or any other successor Master Servicer or Special Servicer assuming the obligations of the Master Servicer or the Special Servicer under the Pooling Agreement will be entitled to the compensation to which the Master Servicer or the Special Servicer would have been entitled. If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer or Special Servicer will be treated as Realized Losses.

    The Pooling Agreement also provides that none of the Depositor, the Master Servicer, the Special Servicer, nor any director, officer, employee or agent of the Depositor, the Master Servicer or the Special Servicer will be under any liability to the Trust Fund or the holders of Certificates for any action taken or for refraining from the taking of any action in good faith pursuant to the Pooling Agreement, or for errors in judgment; provided, however, that neither the Depositor, the Master Servicer, the Special Servicer nor any such person will be protected against any liability which would otherwise be imposed by reason of (i) any breach of warranty or representation, or other representation or specific liability provided in the Pooling Agreement, or (ii) any willful misconduct, bad faith, fraud or negligence in the performance of duties thereunder or by reason of reckless disregard of obligations or duties thereunder. The Pooling Agreement further provides that the Depositor, the Master Servicer, the Special Servicer and any director, officer, employee or agent of the Depositor, the Master Servicer or the Special Servicer will be entitled to indemnification by the Trust Fund for any loss, liability or expense incurred in connection with or relating to the Pooling Agreement or the Certificates, other than any loss, liability or expense (i) incurred by reason of willful misconduct, bad faith, fraud or negligence in the performance of duties thereunder or by reason of reckless disregard of obligations and duties thereunder, in each case by the person being indemnified; (ii) imposed by any taxing authority if such loss, liability or expense is not specifically reimbursable pursuant to the terms of the Pooling Agreement, or (iii) with respect to any such party, resulting from the breach by such party of any of its representations or warranties contained in the Pooling Agreement.

    In addition, the Pooling Agreement provides that none of the Depositor, the Master Servicer, nor the Special Servicer will be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its duties under the Pooling Agreement and which in its opinion does not expose it to any expense or liability. The Depositor, the Master Servicer or the Special Servicer may, however, in its discretion undertake any such action which it may deem necessary or desirable with respect to the Pooling Agreement and the rights and duties of the parties thereto and the interests of the holders of Certificates thereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom will be expenses, costs and liabilities of the Trust Fund, and the Depositor, the Master Servicer and the Special Servicer will be entitled to be reimbursed therefor from the Collection Account.

    The Depositor is not obligated to monitor or supervise the performance of the Master Servicer, the Special Servicer or the Trustee under the Pooling Agreement. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer under the Pooling Agreement and may, but is not obligated to, perform or cause a designee to perform any defaulted obligation of the Master Servicer or the Special Servicer or exercise any right of the Master Servicer or the Special Servicer under the Pooling Agreement. In the event the Depositor undertakes any such action, it will be reimbursed and indemnified by the Trust Fund in accordance with the standard set forth above. Any such action by the Depositor will not relieve the Master Servicer or the Special Servicer of its obligations under the Pooling Agreement.

    Any person into which the Depositor or the Master Servicer may be merged or consolidated, or any person resulting from any merger or consolidation to which the Depositor or the Master Servicer is a party, or any person succeeding to the business of the Depositor or the Master Servicer, will be the successor of the Depositor or the Master Servicer, as the case may be, under the Pooling Agreement, and shall be deemed to have assumed all of the liabilities and obligations of the Depositor or the Master Servicer under the Pooling Agreement.

EVENTS OF DEFAULT

    Events of default of the Master Servicer (each, with respect to the Master Servicer, an "Event of Default") under the Pooling Agreement consist, among other things, of (i) any failure by the Master Servicer to remit to the Collection Account or any failure by the Master Servicer to remit to the Trustee for deposit into the Upper-Tier Distribution Account, Lower-Tier Distribution Account, Interest Reserve Account, Excess Interest Distribution Account, Class T Distribution Account any amount required to be so remitted at the time required to be remitted pursuant to the Pooling Agreement; or (ii) any failure by the Master Servicer duly to observe or perform in any material respect any of its other covenants or agreements or the material breach of its representations or warranties under the Pooling Agreement which continues unremedied for thirty
(30) days, or ten (10) days in the case of a failure to maintain any insurance policy required to be maintained pursuant to the Pooling Agreement, after the giving of written notice of such failure to the Master Servicer by the Depositor or the Trustee, or to the Master Servicer and to the Depositor and the Trustee by the holders of Certificates evidencing Percentage Interests of at least 25% of any affected Class and if such default is not capable of being cured within such 30-day period or 10-day period, as applicable, and the Master Servicer is diligently pursuing such cure, the Master Servicer shall be entitled to an additional 30-day period or (iii) any failure by the Master Servicer to make any Advances as required pursuant to the Pooling Agreement; or (iv) confirmation in writing by any Rating Agency that not terminating the Master Servicer would, in and of itself, cause the then-current rating assigned to any Class of Certificates to be qualified, withdrawn or downgraded; or (v) certain events of bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings and certain actions by, on behalf of or against the Master Servicer indicating its insolvency or inability to pay its obligations.

    Events of default of the Special Servicer (each, with respect to the Special Servicer, an "Event of Default") under the Pooling Agreement consist, among other things, of (i) any failure by the Special Servicer to remit to the Collection Account any amount so required under the Pooling Agreement; or (ii) any failure by the Special Servicer duly to observe or perform in any material respect any of its other covenants or agreements, or the material breach of its representations or warranties under the Pooling Agreement which continues unremedied for a period of 30 days after the giving of written notice of such failure to the Special Servicer by the Master Servicer, the Depositor or the Trustee, or to the Special Servicer, the Master Servicer, the Depositor and the Trustee by the holders of Certificates evidencing Percentage Interests of at least 25% of any affected Class; or (iii) confirmation in writing by any Rating Agency that not terminating the Special Servicer would, in and of itself, cause the then-current rating assigned to any Class of Certificates to be qualified, withdrawn or downgraded; or (iv) certain events of bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings and certain actions by, on behalf of or against the Special Servicer indicating its insolvency or inability to pay its obligations.

RIGHTS UPON EVENT OF DEFAULT

    If an Event of Default with respect to the Master Servicer (acting as Master Servicer or Special Servicer) occurs, then the Trustee may, and at the direction of the holders of Certificates evidencing at least 25% of the aggregate Voting Rights of all Certificateholders, the Trustee will, terminate all of the rights and obligations of the Master Servicer as Master Servicer under the Pooling Agreement and in and to the Trust Fund. If an Event of Default with respect to the Master Servicer (acting as Master Servicer or Special Servicer) described in clause (v) in the second preceding paragraph occurs, the rights and obligations of the Master Servicer under the Pooling Agreement shall automatically terminate. Notwithstanding the foregoing, upon any termination of the Master Servicer under the Pooling Agreement, the Master Servicer will continue to be entitled to receive all accrued and unpaid servicing compensation through the date of termination plus reimbursement for all Advances and interest on such Advances as provided in the Pooling Agreement. In the event that the Master Servicer is also the Special Servicer and the Master Servicer is terminated, the Master Servicer will also be terminated as Special Servicer.

    On and after the date of termination following an Event of Default by the Master Servicer, the Trustee will succeed to all authority and power of the Master Servicer (and the Special Servicer if the Special Servicer is also the Master Servicer) under the Pooling Agreement and will be entitled to the compensation arrangements to which the Master Servicer (and the Special Servicer if the Special Servicer is also the Master Servicer) would have been entitled. If the Trustee is unwilling or unable so to act, or if the holders of Certificates evidencing at least 25% of the aggregate Voting Rights of all Certificateholders so request, or if the long-term unsecured debt rating of the Trustee or the Fiscal Agent is not at least "AA" by S&P and DCR and "Aa2" by Moody's or if the Rating Agencies do not provide written confirmation that the succession of the Trustee as Master Servicer or Special Servicer, will not cause a qualification, withdrawal or downgrading of the then current ratings assigned to the Certificates, the Trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution with a net worth of at least $15,000,000, the appointment of which will not result in the downgrading, qualification or withdrawal of the then current ratings assigned to any Class of Certificates as evidenced in writing by each Rating Agency to act as successor to the Master Servicer or Special Servicer under the Pooling Agreement. Pending such appointment, the Trustee is obligated to act in such capacity. The Trustee and any such successor may agree upon the servicing compensation to be paid. If the compensation payable to such successor exceeds that to which the predecessor Master Servicer was entitled, the additional servicing compensation will be allocated to the Certificates in the same manner as Realized Losses.

    If the Special Servicer is not the Master Servicer and an Event of Default with respect to the Special Servicer occurs, the Trustee may, and at the direction of the holders of at least 25% of the aggregate Voting Rights of all Certificateholders, the Trustee will, terminate the Special Servicer and the Trustee will succeed to all the power and authority of the Special Servicer under the Pooling Agreement, unless such termination and succession would result in the downgrading, qualification or withdrawal of the then current ratings assigned to any Class of Certificates, as evidenced in writing by each Rating Agency, in which case, a successor Special Servicer shall be appointed in accordance with the Pooling Agreement, provided that each Rating Agency shall have confirmed in writing that the appointment of such successor Special Servicer will not result in a downgrade, qualification or withdrawal of the then current ratings assigned to any Class of Certificates. The Trustee or other successor Special Servicer which succeeds to the power and authority of the Special Servicer will be entitled to the compensation to which the Special Servicer would have been entitled.

    No Certificateholder will have any right under the Pooling Agreement to institute any proceeding with respect to the Pooling Agreement or the Mortgage Loans, unless, with respect to the Pooling Agreement, such holder previously shall have given to the Trustee a written notice of a default under the Pooling Agreement, and of the continuance thereof, and unless also the holders of Certificates of each Class affected thereby evidencing Percentage Interests of at least 25% of such Class shall have made written request of the Trustee to institute such proceeding in its own name as Trustee under the Pooling Agreement and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute such proceeding.

    The Trustee will have no obligation to make any investigation of matters arising under the Pooling Agreement or to institute, conduct or defend any litigation thereunder or in relation thereto at the request, order or direction of any of the holders of Certificates, unless such holders of Certificates shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby.

AMENDMENT

    The Pooling Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent without the consent of any of the holders of Certificates (i) to cure any ambiguity;
(ii) to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision thereof to the extent necessary or desirable to maintain the status of each of the Upper-Tier REMIC and Lower-Tier REMIC as a REMIC, or to prevent the imposition of any material state or local taxes; (iv) to amend or supplement a provision which will not adversely affect in any material respect the interests of any Certificateholder not consenting thereto, as evidenced in writing by an opinion of counsel or confirmation in writing from each Rating Agency that such amendment will not result in a qualification, withdrawal or downgrading of the then current ratings assigned to the Certificates; (v) to amend or supplement any provisions therein to the extent necessary or desirable to maintain the rating assigned to each of the Classes of Certificates by each Rating Agency; and (vi) to make any other provisions with respect to matters which are not inconsistent with any other provisions therein and will not result in a qualification withdrawal or downgrading of the then current ratings assigned to the Certificates. The Pooling Agreement provides that no such amendment shall cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC.

    The Pooling Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the holders of Certificates evidencing at least 66 2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or modifying in any manner the rights of the holders of Certificates; provided, however, that no such amendment may (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate; (ii) alter the obligations of the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent to make a P&I Advance or Property Advance or alter the servicing standards set forth in the Pooling Agreement; (iii) change the percentages of Voting Rights of holders of Certificates which are required to consent to any action or inaction under the Pooling Agreement; or (iv) amend the section in the Pooling

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Agreement relating to the amendment of the Pooling Agreement, in each case without the consent of the holders of all Certificates representing all the Percentage Interests of the Class or Classes affected thereby.

    The "Voting Rights" assigned to each Class shall be (a) 0% in the case of
the Class T, Class R and Class LR Certificates, (b) [      ]% in the case of the
Class X-1 Certificates and [      ] in the case of the Class X-2 Certificates,
provided that the Voting Rights of the Class X-1 and Class X-2 Certificates will be reduced to zero upon the reduction of the Notional Amount of such Class to zero; (the sum of such percentages for each such Class outstanding is the "Fixed Voting Rights Percentage"), (c) in the case of the P&I Certificates, a percentage equal to the product of (i) 100% minus the Fixed Voting Rights Percentage multiplied by (ii) a fraction, the numerator of which is equal to the aggregate outstanding Certificate Principal Amount of any such Class (which will be reduced for this purpose by the amount of any Appraisal Reduction Amounts notionally allocated to such Class, if applicable) and the denominator of which is equal to the aggregate outstanding Certificate Principal Amounts of all Classes of Certificates. The Voting Rights of any Class of Certificates shall be allocated among holders of Certificates of such Class in proportion to their respective Percentage Interests.

REALIZATION UPON MORTGAGE LOANS; MODIFICATIONS

    SPECIALLY SERVICED MORTGAGE LOANS; APPRAISALS; EXTENSIONS. Within 60 days following with the occurrence of an Appraisal Reduction Event, the Special Servicer will be required to obtain an appraisal of the Mortgaged Property or REO Property, as the case may be, from an independent appraiser in accordance with MAI standards (an "Updated Appraisal"); provided, that, the Special Servicer will not be required to obtain an Updated Appraisal of any Mortgaged Property with respect to which there exists an appraisal which is less than twelve months old. The cost of any Updated Appraisal shall be a Property Advance to be paid by the Master Servicer.

    Following a default in the payment of any principal balance and accrued interest remaining unpaid on the maturity date of a Mortgage Loan, the Special Servicer may either foreclose or elect to grant up to two consecutive one-year extensions of the Specially Serviced Mortgage Loan; provided that the Special Servicer may only extend such Mortgage Loan if (i) immediately prior to the default on the maturity date (or the first anniversary thereof in the case of the second extension), the related borrower had made twelve consecutive Scheduled Payments (or Extended Scheduled Payments in the case of the second extension) on or prior to their Due Dates, (ii) the Special Servicer determines that (A) extension of such Mortgage Loan is consistent with the servicing standard described herein and (B) extension of such Mortgage Loan is likely to result in a recovery which on a net present value basis would be greater than the recovery that would result from a foreclosure, such determination to be evidenced by an officer's certificate delivered to the Rating Agencies and accompanied by all supporting documentation, (iii) such extension requires that all cash flow on all related Mortgaged Properties in excess of amounts required to operate and maintain such Mortgaged Properties be applied to payments of principal and interest on such Mortgage Loan, (iv) the Special Servicer terminates the related manager unless the Special Servicer determines that retaining such manager is conducive to maintaining the value of such Mortgaged Properties and (v) such extension requires the related borrower to make Extended Scheduled Payments. The Special Servicer's determination to extend shall be based on an Updated Appraisal.

    The Special Servicer will not agree to any extension of a Mortgage Loan beyond the date that is two years prior to the Rated Final Distribution Date or, in the case of a Mortgage Loan secured by a leasehold interest (other than those Mortgage Loans secured by Mortgaged Properties with respect to which the related fee interest is also subject to the lien of the related Mortgage), the date that is ten years prior to the expiration of the leasehold interest securing such Mortgage Loan. If such borrower fails to make an Extended Scheduled Payment during the initial extension period, no further extensions will be granted. The "Extended Scheduled Payment" with respect to any extension of a Mortgage Loan that is delinquent in the payment of any principal balance and accrued interest remaining unpaid on its maturity date, is equal to (a) the principal portion of a revised monthly payment (which will be calculated based on an amortization schedule which would fully amortize such principal balance and accrued interest over a term that does not extend past the date occurring two years prior to the Rated Final Distribution Date (commencing on the maturity date of such Mortgage Loan) and an interest rate no less than the Mortgage Rate with respect to such Mortgage Loan), and (b) interest at the applicable Default Rate; provided, however, that the Special Servicer may agree that the Extended Scheduled Payments may include interest at a rate lower than the related Default Rate (but, except as otherwise provided in the Pooling Agreement, not lower than the related Mortgage Rate). In no event will the Special Servicer be permitted to extend any Mortgage Loan at a rate lower than the Mortgage Rate.

    The Master Servicer or Special Servicer shall be permitted, in its discretion, to waive all or any accrued Excess Interest if, prior to the related maturity date, the related borrower has requested the right to prepay the Mortgage Loan in full together with all payments required by the Mortgage Loan in connection with such prepayment except for all or a portion of accrued Excess Interest, provided that the Master Servicer or Special Servicer, as applicable, determines that (i) in the absence of the waiver of such Excess Interest, there is a reasonable likelihood that the Mortgage Loan will not be paid in full on the related Maturity Date and (ii) a waiver of the right to such accrued Excess Interest is reasonably likely to produce a greater payment in the aggregate to Certificateholders on a present value basis than a refusal to waive the right to such Excess Interest. Any such waiver shall not be effective until such prepayment is tendered.

    STANDARDS FOR CONDUCT GENERALLY IN EFFECTING FORECLOSURE OR THE SALE OF DEFAULTED LOANS. In connection with any foreclosure, enforcement of the loan documents, or other acquisition, the cost and expenses of any such proceeding shall be paid by the Special Servicer as a Property Advance.

    If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer shall not be required to pursue a deficiency judgment against the related Mortgagor, if available, or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in its best judgment, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an officers' certificate delivered to the Trustee.

    Notwithstanding anything herein to the contrary, the Pooling Agreement will provide that the Special Servicer will not, on behalf of the Trust Fund, obtain title to a Mortgaged Property as a result of or in lieu of foreclosure or otherwise, and will not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, or the Trust Fund or the holders of Certificates, would be considered to hold title to, to be a "mortgagee-in-possession" of, or to be an "owner" or "operator" of, such Mortgaged Property within the meaning of CERCLA or any comparable law, unless the Special Servicer has previously determined, based on an environmental assessment report prepared by an independent person who regularly conducts environmental audits, that: (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant that it would be in the best economic interest of the Trust Fund to take such actions as are necessary to bring such Mortgaged Property in compliance therewith and (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant it would be in the best economic interest of the Trust Fund to take such actions with respect to the affected Mortgaged Property.

    In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be issued to the Trustee, to a co-trustee or to its nominee, on behalf of holders of Certificates. Notwithstanding any such acquisition of title and cancellation of the related Mortgage Loan, such Mortgage Loan shall be considered to be an REO Mortgage Loan held in the Trust Fund until such time as the related REO Property shall be sold by the Trust Fund and shall be reduced only by collections net of expenses.

    If the Trust Fund acquires a Mortgaged Property by foreclosure or deed-in-lieu of foreclosure upon a default of a Mortgage Loan, the Pooling Agreement provides that the Trustee (or the Special Servicer, on behalf of the Trustee), must administer such Mortgaged Property so that it qualifies at all times as "foreclosure property" within the meaning of Code Section 860G(a)(8). The Pooling Agreement also requires that any such Mortgaged Property be managed and operated by an "independent contractor," within the meaning of applicable Treasury regulations, who furnishes or renders services to the tenants of such Mortgaged Property. Generally, the Lower-Tier REMIC will not be taxable on income received with respect to a Mortgaged Property to the extent that it constitutes "rents from real property," within the meaning of Code Section 856(c)(3)(A) and Treasury regulations thereunder. "Rents from real property" do not include the portion of any rental based on the net income or gain of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. "Rents from real property" include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are "customary" within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the Lower-Tier REMIC, presumably allocated based on the value of any non-qualifying services, would not constitute "rents from real property." In addition to the foregoing, any net income from a trade or business operated or managed by an independent contractor on a Mortgaged Property owned by the Lower-Tier REMIC, will not constitute "rents from real property." Any of the foregoing types of income may instead constitute "net income from foreclosure property," which would be taxable to the Lower-Tier REMIC at the highest marginal federal corporate rate (currently 35%) and may also be subject to state or local taxes. Any such taxes would be chargeable against the related income for purposes of determining the Net REO Proceeds available for distribution to holders of Certificates. The Pooling Agreement provides that the Special Servicer will be permitted to cause the Lower-Tier REMIC to earn "net income from foreclosure property" that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. See "Federal Income Tax Considerations--Taxation of Holders of Residual Interest Securities--Prohibited Transactions and Contributions Tax" in the Prospectus.

    The Pooling Agreement will provide that the Special Servicer may offer to sell to any person any defaulted Mortgage Loan or any REO Property, or may offer to purchase any Specially Serviced Mortgage Loan or any REO Property, if and when the Special Servicer determines, consistent with the Servicing Standard, that no satisfactory arrangements can be made for collection of delinquent payments thereon and such a sale would be in the best economic interests of the Trust Fund, but shall, in any event, so offer to sell any REO Property no later than the time determined by the Special Servicer to be sufficient to result in the sale of such REO Property within the period specified in the Pooling Agreement, including extensions thereof. The Special Servicer is required to give the Trustee not less than five days' prior written notice of its intention to sell any Specially Serviced Mortgage Loan or REO Property, in which case the Special Servicer is required to accept the highest offer (of at least three offers) received from any person for any Specially Serviced Mortgage Loan or any REO Property in an amount at least equal to the Repurchase Price or, at its option, if it has received no offer at least equal to the Repurchase Price therefor, purchase the Specially Serviced Mortgage Loan or REO Property at such Repurchase Price.

    In the absence of any such offer (or purchase by the Special Servicer), the Special Servicer shall accept the highest offer received from any person that is determined by the Special Servicer to be a fair price for such Specially Serviced Mortgage Loan or REO Property, if the highest offeror is a person not affiliated with the Special Servicer, or is determined to be a fair price by the Trustee (based solely upon updated independent appraisals received by the Trustee), if the highest offeror is affiliated with the Special Servicer. Neither the Trustee, in its individual capacity, nor any of its affiliates may make an offer for or purchase any Specially Serviced Mortgage Loan or any REO Property.

    The Pooling Agreement will not obligate the Special Servicer to accept the highest offer if the Special Servicer determines, in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the holders of Certificates. In addition, the Special Servicer may accept a lower offer if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the holders of Certificates (for example, if the prospective buyer making the lower offer is more likely to perform its obligations, or the terms offered by the prospective buyer making the lower offer are more favorable), provided that the offeror is not a person affiliated with the Special Servicer. The Special Servicer is required to use its best efforts to sell all Specially Serviced Mortgage Loans and REO Property prior to the Rated Final Distribution Date.

    Following a default in the payment of principal or interest on a Mortgage Loan, the Special Servicer, after consultation and agreement by the Master Servicer, may elect not to foreclose or institute similar proceedings or modify the loan (as described below) and instead the Master Servicer shall continue to make P&I Advances with respect to such delinquencies so long as the Special Servicer, in its reasonable judgment, after consultation and agreement by the Master Servicer, concludes (a) that the election not to foreclose or modify would likely result in a greater recovery, on a present value basis, than would foreclosure or modification and (b) such P&I Advances will not be Nonrecoverable Advances. With respect to such conclusions, the Master Servicer may conclusively rely (absent manifest error) on the Special Servicer's computations and analysis.

    MODIFICATIONS. During the term of a Mortgage Loan, the Special Servicer, may, consistent with the Servicing Standard, agree to modify such Specially Serviced Mortgage Loan to reduce the amount of principal (but, except as otherwise provided below, not interest) payable monthly on such Mortgage Loan provided that (a) a material default in respect of payment on such Mortgage Loan has occurred or, in the Special Servicer's reasonable and good faith judgment, a default in respect of payment on such Mortgage Loan is reasonably foreseeable, and such modification is reasonably likely to produce a greater recovery to Certificateholders, on a net present value basis, than would liquidation; (b) the Special Servicer terminates the related manager (unless the Special Servicer determines that retaining such manager is conducive to maintaining the value of the related Mortgaged Properties); and (c) the Special Servicer may only agree to reductions of principal lasting a period of no more than twelve consecutive months and, in the aggregate, to no more than three reductions of twelve months or less each; provided, however, Certificateholders representing greater than 66 2/3% of all Voting Rights may direct the Special Servicer not to agree to any such modification. The Special Servicer will promptly provide a copy of such proposed modification to the Master Servicer, the Rating Agencies and the Trustee. The Trustee will, within five Business Days, notify, in writing, all of the Certificateholders that have Voting Rights of such proposed modification. For purposes of determining whether Certificateholders representing 66 2/3% of all Voting Rights have directed the Special Servicer not to agree to such modification, each Certificateholder will have 15 days to respond to such notice, and any Certificateholder that has not responded within such time period will be deemed to have consented to such modification. In the event that the Special Servicer is directed not to agree to such modification, the Special Servicer will continue to have the options described elsewhere herein, including foreclosure, subject to the following paragraph, or, if applicable, extension of the related Mortgage Loan.

    Additionally, the Special Servicer may, consistent with the Servicing Standard, agree to any modification, waiver or amendment of any term or forgive or defer interest on and principal of, and/or add collateral for, any Specially Serviced Mortgage Loan with the consent of Certificateholders representing
66 2/3% of the Percentage Interests of the most subordinate Class of Certificates then outstanding (or if the Certificate Principal Amount of such Class is less than 25% of the initial Certificate Principal Amount thereof, the next most subordinate Class) (the "Directing Class"), subject, however, to each of the following limitations, conditions and restrictions: (a) a material default in respect of such Mortgage Loan has occurred or, in the Special Servicer's reasonable and good faith judgment, a default in respect of payment on such Mortgage Loan is reasonably foreseeable, and such modification, waiver, amendment or other action is reasonably likely to produce a greater recovery to Certificateholders on a net present value basis, than would liquidation; (b) no reduction in the scheduled monthly payment of interest on any Mortgage Loan as a result of such modification, waiver or amendment may result in an Interest Shortfall to any Class other than the Directing Class, determined as of the date of such modification, waiver or amendment; (c) any reduction in the scheduled monthly payment of principal and/or interest on any Mortgage Loan must require that all cash flow on all related Mortgaged Properties in excess of amounts required to operate and maintain such Mortgaged Properties be applied to payments of principal and interest on such Mortgage Loan; (d) the Special Servicer may only agree to reductions of principal and/or interest lasting a period of no more than twelve consecutive months and, in the aggregate, to no more than three periods of twelve months or less each; (e) the Special Servicer may not reduce any Prepayment Premium or Prepayment Lockout Period other than in connection with the default of the related Mortgage Loan;
(f) the Special Servicer may not forgive an aggregate amount of principal of the Mortgage Loans in excess of the Certificate Principal Amount of the Directing Class less the sum of (x) the aggregate amount of Appraisal Reduction Amounts then outstanding and (y) the aggregate amount of Interest Shortfalls then outstanding (other than with respect to the Directing Class); and (g) the Special Servicer will not permit any borrower to add any collateral unless the Special Servicer has first determined in accordance with the Servicing Standard, based upon an environmental assessment prepared by an independent person who regularly conducts environmental assessments, at the expense of the borrower, that such additional collateral is in compliance with applicable environmental laws and regulations and that there are no circumstances or conditions present with respect to such new collateral relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation would be required under any then applicable environmental laws and/or regulations. If the Certificateholders representing 100% of the Percentage Interests of the second most subordinate Class of Certificates then outstanding consent to such modification, waiver or amendment, the Directing Class for purposes of the determinations made in clauses (b) and
(f) shall include the second most subordinate Class of Certificates and the amount by which principal can be reduced shall not be in excess of 80% of the aggregate principal balance of both such Classes less the items specified in clauses (f)(x) and (y) above. A modification pursuant to this paragraph is not subject to the veto of Certificateholders set forth in the preceding paragraph.

    The Master Servicer or the Special Servicer, as applicable, shall be permitted to modify, waive or amend any term of a Mortgage Loan that is not in default or as to which default is not reasonably foreseeable if, and only if, such modification, waiver or amendment (a) would not be "significant" as such term is defined in Code Section 1001 or Treasury Regulations Section 1.860G-2(b)(3), as evidenced by an Opinion of Counsel, (b) would be in accordance with the Servicing Standard and (c) would not adversely affect in any material respect the interest of any Certificateholder not consenting thereto. The consent thereto of the majority of Percentage Interests of each Class of Certificates affected thereby or written confirmation from each Rating Agency that such modification, waiver or amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates shall not be required but shall be conclusive evidence that such modification, waiver or amendment would not adversely affect in any material respect the interest of any Certificateholder not consenting thereto. The Master Servicer or the Special Servicer, as applicable, shall provide copies of any modifications, waiver or amendment to each Rating Agency.

OPTIONAL TERMINATION; OPTIONAL MORTGAGE LOAN PURCHASE

    The Depositor and, if the Depositor does not exercise its option, the Master Servicer and, if neither the Depositor nor the Master Servicer exercises its option, the holders of the most subordinate Class of Certificates representing greater than a 50% Percentage Interest of such Class of Certificates will have the option to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the Trust Fund is less than 1% of the aggregate Stated Principal Balance of such Mortgage Loans as of the Cut-Off Date. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to the greater of (i) the sum of (A) 100% of the outstanding principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date; (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an independent appraiser as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date; (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including any Mortgage Loans as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the Interest Accrual Period preceding such Distribution Date, and (D) unreimbursed Property Advances, and unpaid servicing compensation, special servicing compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted under the Pooling Agreement with interest on all unreimbursed Advances at the Advance Rate and (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an independent appraiser acceptable to the Master Servicer, together with one month's interest thereon at the related Mortgage Rates. There can be no assurance that payment of the Certificate Principal Amount, if any, of each outstanding Class of Certificates plus accrued interest would be made in full in the event of such a termination of the Trust Fund. See "The Trust Agreement-- Termination" in the Prospectus.

    Any Mortgage Loan purchased under the circumstances described in the preceding paragraph will be purchased subject to a continuing right of (i) the holders of the Class T Certificates to receive from the purchaser(s), from time to time, payments corresponding to Default Interest with respect to such Mortgage Loan and (ii) the holders of the Classes of Certificates entitled to receive the Excess Interest with respect to such Mortgage Loan, to receive from the purchaser(s), from time to time, payments corresponding to Excess Interest with respect to such Mortgage Loan.

THE TRUSTEE

    LaSalle National Bank, a national banking association with its principal offices in Chicago, Illinois, will act as Trustee pursuant to the Pooling Agreement. The Trustee's corporate trust office is located at 135 South LaSalle Street, Chicago, Illinois 60674-4107, Attention: Asset Backed Securities Trust Services Group-Series 1997-LLI.

    The Trustee may resign at any time by giving written notice to the Depositor, the Master Servicer and the Rating Agencies, provided that no such resignation shall be effective until a successor has been appointed. Upon such notice, the Depositor will appoint a successor trustee reasonably acceptable to the Master Servicer. If no successor trustee is appointed within one month after the giving of such notice of resignation, the resigning Trustee may petition the court for appointment of a successor trustee.

    The Depositor may remove the Trustee and the Fiscal Agent if, among other things, the Trustee ceases to be eligible to continue as such under the Pooling Agreement or if at any time the Trustee becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the Trustee or its property is appointed or any public officer takes charge or control of the Trustee or of its property, or, subject to the Trustee's ability to cure (as set forth in the Pooling Agreement), if a tax is imposed or threatened with respect to the Trust Fund by any state in which the Trustee or the Trust Fund held by the Trustee pursuant to the Pooling Agreement is located. The holders of Certificates evidencing aggregate Voting Rights of at least 50% of all Certificateholders may remove the Trustee and the Fiscal Agent upon thirty days prior written notice to the Depositor, the Master Servicer, the Trustee and the Fiscal Agent. Any resignation or removal of the Trustee and the Fiscal Agent and appointment of a successor trustee and, if such trustee is not rated at least "AA" by S&P and DCR and "Aa2" by Moody's, fiscal agent, will not become effective until acceptance of the appointment by the successor trustee and, if necessary, fiscal agent. Notwithstanding the foregoing, upon any termination of the Trustee and the Fiscal Agent under the Pooling Agreement, the Trustee and the Fiscal Agent will continue to be entitled to receive all accrued and unpaid compensation through the date of termination plus reimbursement for all Advances made by them and interest thereon as provided in the Pooling Agreement. Any successor trustee must have a combined capital and surplus of at least $50,000,000 and such appointment must not result in the downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates, as evidenced in writing by the Rating Agencies.

    Pursuant to the Pooling Agreement, the Trustee will be entitled to receive a monthly fee (the "Trustee Fee") at a specified rate (the "Trustee Fee Rate"), payable by the Master Servicer out of the Servicing Fee.

    The Trust Fund will indemnify the Trustee and the Fiscal Agent against any and all losses, liabilities, damages, claims or unanticipated expenses (including reasonable attorneys' fees) arising in respect of the Pooling Agreement or the Certificates other than those resulting from the negligence, bad faith or willful misconduct of the Trustee or the Fiscal Agent, as applicable. Neither the Trustee nor the Fiscal Agent will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling Agreement, or in the exercise of any of its rights or powers, if in the Trustee's or the Fiscal Agent's opinion, as applicable, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. The Master Servicer and the Special Servicer each indemnify the Trustee, the Fiscal Agent, and certain related parties for similar losses incurred related to the willful misconduct, bad faith, fraud and/or negligence in the performance of the Master Servicer's or the Special Servicer's duties as applicable, under the Pooling Agreement or by reason of reckless disregard of its respective obligations and duties under the Pooling Agreement.

    At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same is located, the Depositor and the Trustee acting jointly will have the power to appoint one or more persons or entities approved by the Trustee to act (at the expense of the Trustee) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. Except as required by applicable law, the appointment of a co-trustee or separate trustee will not relieve the Trustee of its responsibilities, obligations and liabilities under the Pooling Agreement.

DUTIES OF THE TRUSTEE

    The Trustee (except for the information under the first paragraph of "--The Trustee") and the Master Servicer (except for the information under "--The Master Servicer") will make no representation as to the validity or sufficiency of the Pooling Agreement, the Certificates or the Mortgage Loans, this Prospectus Supplement or related documents.

    In the event that the Master Servicer fails to make a required Advance, the Trustee (or with respect to a Property Advance required to be made by the Special Servicer, the Master Servicer, and if the Master Servicer so fails, the Trustee), will be obligated to make such Advance, provided that the Trustee shall not be obligated to make any Advance it deems to be nonrecoverable. The Trustee shall be entitled to rely conclusively on any determination by the Master Servicer or Special Servicer, as applicable, that an

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Advance, if made, would not be recoverable. The Trustee will be entitled to reimbursement for each Advance made by it in the same manner and to same extent as the Master Servicer or Special Servicer, as applicable.

    If no Event of Default has occurred, and after the curing of all Events of Default which may have occurred, the Trustee is required to perform only those duties specifically required under the Pooling Agreement. Upon receipt of the various certificates, reports or other instruments required to be furnished to it, the Trustee is required to examine such documents and to determine whether they conform on their face to the requirements of the Pooling Agreement to the extent set forth therein.

    In addition, pursuant to the Pooling Agreement, the Trustee, at the cost and expense of the Depositor, based upon reports, documents, and other information provided to the Trustee, will file with the Securities and Exchange Commission (the "Commission"), in respect of the Trust and the Certificates, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) required to be filed with the Commission pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934, as amended, and any other Form 8-K reports required to be filed pursuant to the Pooling Agreement.

THE FISCAL AGENT

    ABN AMRO Bank N.V., a banking corporation organized under the laws of The Netherlands, will act as Fiscal Agent pursuant to the Pooling Agreement. The Fiscal Agent's office is located at 135 South LaSalle Street, Chicago, Illinois 60674-4107.

    The Fiscal Agent may not resign except (i) in the event of the resignation or removal of the Trustee (in which event, the Fiscal Agent shall be deemed to have been removed), (ii) upon determination that it may no longer perform such obligations and duties under applicable law, or (iii) upon written confirmation from the Rating Agencies that such resignation, without the appointment of a successor Fiscal Agent, will not in and of itself result in a downgrade qualification or withdrawal of the then current rating of any Class of Certificates. Any such determination is required to be evidenced by an opinion of counsel to such effect delivered to the Depositor and the Trustee. Except as provided in (iii) above, no resignation or removal of the Fiscal Agent shall become effective until a successor fiscal agent acceptable to each Rating Agency, as evidenced in writing (which may be the Trustee) shall have assumed the Fiscal Agent's obligations and duties under the Pooling Agreement.

DUTIES OF THE FISCAL AGENT

    The Fiscal Agent will make no representation as to the validity or sufficiency of the Pooling Agreement, the Certificates, the Mortgage Loan, this Prospectus Supplement (except for the information in the first sentence under the preceding section with the heading "--The Fiscal Agent") or related documents. The duties and obligations of the Fiscal Agent consist only of making Advances as described below and in "--Advances" above; the Fiscal Agent shall not be liable except for the performance of such duties and obligations. The Fiscal Agent will not be accountable for the use or application by the Depositor, the Master Servicer or the Special Servicer of any Certificates issued to it or of the proceeds of such Certificates, or for the use of or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the assignment of the Mortgage Loans to the Trust Fund, or any funds deposited in or withdrawn from the Lock Box Accounts, Cash Collateral Accounts, Reserve Accounts, Collection Account, Upper-Tier Distribution Account, Lower-Tier Distribution Account, Interest Reserve Account, Excess Interest Distribution Account, Class T Distribution Account or any other account maintained by or on behalf of the Master Servicer or the Special Servicer, nor will the Fiscal Agent be required to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer or the Special Servicer under the Pooling Agreement.

    In the event that the Master Servicer and the Trustee fail to make a required Advance, the Fiscal Agent will be obligated to make such Advance, provided that the Fiscal Agent will not be obligated to make any Advance that it deems to be nonrecoverable. The Fiscal Agent shall be entitled to rely conclusively on any determination by the Master Servicer, Special Servicer or the Trustee, as applicable, that an Advance, if made, would not be recoverable. The Fiscal Agent will be entitled to reimbursement for each Advance made by it in the same manner and to the same extent as the Trustee and the Master Servicer.

THE MASTER SERVICER

    GMAC Commercial Mortgage Corporation ("GMACCM") will initially act as the Master Servicer. The following information has been provided by GMACCM. None of the Depositor, the Trustee, the Underwriter, or any of their respective affiliates takes any responsibility therefor or makes any representation or warranty as to the accuracy or completeness thereof.

    GMACCM, a corporation organized under the laws of the State of California, is a wholly-owned direct subsidiary of GMAC Mortgage Group, Inc., which in turn is a wholly-owned direct subsidiary of General Motors Acceptance Corporation. The principal offices of GMACCM are located at 650 Dresher Road, Horsham, Pennsylvania 19044. Its telephone number is (215) 328-4622. As of December 31, 1996, GMACCM was the servicer of a portfolio of multifamily and commercial mortgage loans totaling approximately $24.8 billion in aggregate outstanding principal amounts. Neither the Master Servicer, its parent nor any of its affiliates will guarantee the Certificates or the assets included in the Trust Fund.

    Pursuant to the terms of the Pooling Agreement, the Master Servicer will be required to indemnify the Depositor and the Trustee for any losses, fines, judgments, costs and expenses incurred by them as a result of the Master Servicer's willful misfeasance, bad faith or negligent failure to comply with its duties and obligations under the Pooling Agreement.

SERVICING COMPENSATION AND PAYMENT OF EXPENSES

    Pursuant to the Pooling Agreement, the Master Servicer will be entitled to withdraw monthly from the Collection Account its portion of the Servicing Fee. The Servicing Fee includes the compensation payable to the Master Servicer and the Trustee Fee. The monthly servicing fee (the "Servicing Fee") for any Distribution Date is an amount per Interest Accrual Period equal to the sum for each Mortgage Loan or Worldwide Plaza Component of the product of (i) 1/12th of
 .019% (the "Servicing Fee Rate") and (ii) the Stated Principal Balance of such Mortgage Loan or Worldwide Plaza Component.

    The "Effective Servicing Fee Rate" means, with respect to the Worldwide Plaza LIBOR Component (i) for Collection Periods commencing in the months of April, June, September, November and (for years preceding a non-leap year) December, the Servicing Fee Rate and (ii) for Collection Periods, commencing in the months of January, February, March, May, July, August, October and (for years preceding a leap year) December, the rate PER ANNUM (which may be higher or lower than the Servicing Fee Rate) at which the Servicing Fee (which is calculated on a 30/360 basis) would have to accrue on the Stated Principal Balance of the Worldwide Plaza LIBOR Component during the related Collection Period in order to produce an amount equal to the Servicing Fee to be paid with respect to the Worldwide Plaza LIBOR Component with respect to such Collection Period.

    With respect to any Distribution Date, to the extent that there are Prepayment Interest Shortfalls with respect to Principal Prepayments received during the related Collection Period, the Servicing Fee payable to the Master Servicer with respect to all Mortgage Loans (but not the fees payable to the Trustee) for the related Distribution Date shall be reduced up to the amount sufficient to fully offset such Prepayment Interest Shortfalls. The Master Servicer's portion of the Servicing Fee relating to each Mortgage Loan will be retained by the Master Servicer from payments and collections (including insurance proceeds, condemnation proceeds and liquidation proceeds) in respect of such Mortgage Loan. The Master Servicer will also be entitled to retain as additional servicing compensation all investment income earned on amounts on deposit in the Collection Account and the Reserve Accounts (to the extent not payable to the related borrower under the related Mortgage Loan or applicable law).

    In addition, the Master Servicer shall be entitled to receive, as additional servicing compensation, to the extent permitted by applicable law and the related Mortgage Loans, any late payment charges, assumption fees, loan modification fees, extension fees, loan service transaction fees, beneficiary statement charges or similar items (but not including any yield maintenance charge or prepayment premiums), in each case to the extent received and not required to be deposited or retained in the Collection Account pursuant to the Pooling Agreement.

    The Master Servicer will pay all expenses incurred in connection with its responsibilities under the Pooling Agreement (subject to reimbursement as described herein), including all fees of any subservicers retained by it.

SPECIAL SERVICER

    GMACCM will initially be appointed as special servicer of the Mortgage Loans, (GMACCM in such capacity or any party succeeding GMACCM in such capacity the "Special Servicer"). The Special Servicer will, among other things, oversee the resolution of non-performing Mortgage Loans and act as disposition manager of REO Properties. The Pooling Agreement will provide that although more than one Special Servicer may be appointed, only one Special Servicer may specially service any Mortgage Loan.

    The Special Servicer will, among other things, oversee the resolution of non-performing Mortgage Loans and act as disposition manager of REO Properties. The Pooling Agreement provides that holders of Certificates evidencing greater than 50% of the Percentage Interests of the most subordinate Class of Certificates then outstanding (provided, however, that for purposes of determining the most subordinate Class, in the event that the Class A-1, Class A-2 and Class A-3 Certificates and the Class X-1 Certificates are the only Classes outstanding, the Class A-1, Class A-2 and Class A-3 Certificates and the Class X-1 Certificates together will be treated as the subordinate Class) may replace the Special Servicer, provided that each Rating Agency confirms to the Trustee in writing that such replacement, will not cause a qualification, withdrawal or downgrading of the then-current ratings assigned to any Class of Certificates.

    Pursuant to the Pooling Agreement, the Special Servicer will be entitled to certain fees, including a special servicing fee (and if the Special Servicer is the Master Servicer, such fees will be in addition to the Servicing Fee), payable with respect to each Interest Accrual Period, equal to the product of
(i) 1/12 times 0.35% and (ii) the Stated Principal Balance of each related Specially Serviced Mortgage Loan (the "Special Servicing Fee"). The Special Servicer will be entitled, in addition to the Special Servicing Fee, to receive a "Liquidation Fee" equal to 0.75% of the amount equal to (x) the proceeds of the sale of any Mortgage Loan or REO Property minus (y) any broker's commission and related brokerage referral fees and to receive a "Rehabilitation Fee" with respect to any Mortgage Loan which ceases to be specially serviced and has made three consecutive Scheduled Payments on or prior to the related Due Dates after the Mortgage Loan has ceased to be a Specially Serviced Mortgage Loan in an amount equal to 0.75% of the highest Stated Principal Balance of such Mortgage Loan during the period in which it was specially serviced; provided, however, that such Rehabilitation Fee shall be due only once for each Mortgage Loan during the term of the Pooling Agreement. However, no Liquidation Fee will be payable in connection with, or out of, liquidation proceeds resulting from the purchase of any Specially Serviced Mortgage Loan or REO Property (i) by the Depositor as described herein under "--Representations and Warranties; Repurchase," (ii) by the Master Servicer, the Depositor or the Certificateholders as described herein under "--Optional Termination; Optional Mortgage Loan Purchase," or (iii) in certain other limited circumstances. Each of the foregoing fees, along with certain expenses related to special servicing of a Mortgage Loan, shall be payable out of funds otherwise available to make payments on the Certificates.

MASTER SERVICER AND SPECIAL SERVICER PERMITTED TO BUY CERTIFICATES

    The Master Servicer and the Special Servicer will be permitted to purchase any Class of Certificates. Such a purchase by the Master Servicer or the Special Servicer could cause a conflict relating to the Master Servicer's or the Special Servicer's duties pursuant to the Pooling Agreement and the Master Servicer's or the Special Servicer's interest as a holder of Certificates, especially to the extent that certain actions or events have a disproportionate effect on one or more Classes of Certificates. The Pooling Agreement provides that the Master Servicer or Special Servicer shall administer the Mortgage Loans in accordance with the servicing standard set forth therein without regard to ownership of any Certificate by the Master Servicer or the Special Servicer or any affiliate thereof.

REPORTS TO CERTIFICATEHOLDERS; AVAILABLE INFORMATION

    TRUSTEE REPORTS.

    Based on information provided in monthly reports prepared by the Master Servicer and the Special Servicer and delivered to the Trustee, the Trustee will prepare and forward on each Distribution Date to each Certificateholder, the Depositor, the Master Servicer, the Special Servicer, the Underwriter, each Rating Agency and, if requested, any potential investors in the Certificates:

1. A statement (a "Distribution Date Statement") setting forth, among other things: (i) the amount of distributions, if any, made on such Distribution Date to the Holders of each Class of Certificates applied to reduce the respective Certificate Principal Amounts thereof; (ii) the amount of distributions, if any, made on such Distribution Date to Holders of each Class of Certificates allocable to (A) the Interest Accrual Amount less any Excess Prepayment Interest Shortfalls and/or (B) Prepayment Premiums; (iii) the number of outstanding Mortgage Loans, the aggregate Stated Principal Balance of the Mortgage Loans at the close of business on the related Due Date; (iv) the number and aggregate Stated Principal Balance of Mortgage Loans (A) delinquent 30-59 days, (B) delinquent 60-89 days, (C) delinquent 90 or days, (D) that are Specially Serviced Mortgage Loans that are not delinquent, or (E) as to which foreclosure proceedings have been commenced;
    (v) with respect to any Mortgage Loan as to which the related Mortgaged Property became a REO Property during the preceding calendar month, the scheduled principal balance and Stated Principal Balance of such Mortgage Loan as of the date such Mortgaged Property became a REO Property; (vi) as to any Mortgage Loan repurchased by the LB Holdings or otherwise liquidated or disposed of during the related Collection Period, the loan number thereof and the amount of proceeds of any repurchase of a Mortgage Loan, liquidation proceeds and/or other amounts, if any, received thereon during the related Collection Period and the portion thereof included in the Available Funds for such Distribution Date; (vii) with respect to any REO Property included in the Trust Fund as of the close of business on the related Due Date, the loan number of the related Mortgage Loan, the value of such REO Property based on the most recent appraisal or valuation and the amount of any other income collected with respect to any REO Property net of related expenses and other amounts, if any, received on such REO Property during the related Collection Period and the portion thereof included in the Available Funds for such Distribution Date; (viii) with respect to any REO Property sold or otherwise disposed of during the related Collection Period, (A) the loan number of the related Mortgage Loan and the amount of sale proceeds and other amounts, if any, received in respect of such REO Property during the related Collection Period and the portion thereof included in the Available Funds for such Distribution Date and (B) the date of the related determination by the Special Servicer that it has recovered all payments which it expects to be finally recoverable (the "Final Recovery Determination"); (ix) the aggregate Certificate Principal Amount of each Class of Certificates before and after giving effect to the distributions made on such Distribution Date, separately identifying any reduction in the aggregate Certificate Principal Amount of each such Class due to Realized Losses and/or Trust Fund expenses; (x) the aggregate amount of Principal Prepayments made during the related Collection Period and the aggregate amount of any Excess

    Prepayment Interest Shortfalls for such Distribution Date; (xi) the Certificate Interest Rate applicable to each Class of Certificates for such Distribution Date; (xii) the aggregate amount of the Servicing Fee, Special Servicing Fee, Liquidation Fee, Rehabilitation Fee and any other servicing or special servicing compensation retained by or paid to the Master Servicer and the Special Servicer during the related Collection Period; (xiii) the amount of Realized Losses, Trust Fund expenses and Interest Shortfalls, if any, incurred with respect to the Mortgage Loans during the related Collection Period and in the aggregate for all prior Collection Periods (except to the extent reimbursed or paid); (xiv) the aggregate amount of Property Advances and P&I Advances outstanding which have been made by the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent;
    (xv) the amount of any Appraisal Reduction Amounts allocated during the related Collection Period on a loan-by-loan basis and the total Appraisal Reduction Amounts as of such Distribution Date on an loan-by-loan basis. In the case of information furnished pursuant to subclauses (i), (ii) and (ix) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per single Certificate of a specified minimum denomination.

2. A report containing information regarding the Mortgage Loans as of the end of the related Collection Period, which report shall contain substantially the categories of information regarding the Mortgage Loans set forth in this Prospectus Supplement in the tables under the caption "Mortgage Pool Characteristics--Certain Characteristics of the Mortgage Loans" (calculated, where applicable, on the basis of the most recent relevant information provided by the borrowers to the Master Servicer or the Special Servicer and by the Master Servicer or the Special Servicer, as the case may be, to the Trustee) and such information shall be presented in a tabular format substantially similar to the format utilized in this Prospectus Supplement under such caption and a loan-by-loan listing (in descending balance order) showing loan name, property type, location, unpaid principal balance, Mortgage Rate, paid through date, maturity date, net interest portion of the Scheduled Payment, principal portion of the Scheduled Payment and any Prepayment Premiums received. Such loan-by-loan listing will be made available electronically in the form of the standard CSSA loan file and CSSA property file; provided, however, the Trustee will provide Certificateholder with a written copy of such report upon request.

    Certain information made available in the Distribution Date Statements referred to in item (1) above may be obtained by calling LaSalle National Bank's ASAP System at (312) 904-2200 and requesting statement number 283 or such other mechanism as the Trustee may have in place from time-to-time.

    MASTER SERVICER REPORTS.

    The Master Servicer is required to deliver to the Trustee prior to each Distribution Date, and the Trustee is to deliver to each Certificateholder, the Depositor, the Underwriter, each Rating Agency and, if requested, any potential investor in the Certificates, on each Distribution Date, the following six reports:

(a) A "Comparative Financial Status Report" substantially containing the content in EXHIBIT C-1 attached hereto, setting forth, to the extent such information is provided by the related borrowers, among other things, the occupancy, revenue, net operating income and DSCR for each Mortgaged Property as of the current Due Date for each of the following three periods;
    (i) the most current available year-to-date, (ii) the previous two full fiscal years, and (iii) the "base year" (representing the original underwriting information used as of the Cut-Off Date).

(b) A "Delinquent Loan Status Report" substantially containing the content in EXHIBIT C-2 attached hereto, setting forth, among other things, those Mortgage Loans which, as of the close of business on the Due Date immediately preceding the preparation of such report, were delinquent 30-59 days, delinquent 60-89 days and delinquent 90 or more days, current but specially serviced, or in foreclosure but not REO Property.

(c) An "Historical Loan Modification Report" substantially containing the content in Exhibit C-3 attached hereto, setting forth, among other things, those Mortgage Loans which, as of the close of business on the Due Date immediately preceding the preparation of such report, have been modified pursuant to the Pooling Agreement (i) during the related Collection Period and (ii) since the Cut-Off Date, showing the original and the revised terms thereof.

(d) An "Historical Loss Estimate Report" substantially containing the content in EXHIBIT C-4 attached hereto, setting forth, among other things, as of the close of business on the Due Date immediately preceding the preparation of such report, (i) the aggregate amount of liquidation proceeds and liquidation expenses, both for the current period and historically, and (ii) the amount of Realized Losses occurring during the related Collection Period, set forth on a Mortgage Loan-by-Mortgage Loan basis.

(e) An "REO Status Report" substantially containing the content in EXHIBIT C-5 attached hereto, setting forth, among other things, with respect to each REO Property that was included in the Trust Fund as of the close of business on the Due Date immediately preceding the preparation of such report, (i) the acquisition date of such REO Property, (ii) the amount of income collected with respect to any REO Property net of related expenses and other amounts, if any, received on such REO Property during the related Collection Period and (iii) the value of the REO Property based on the most recent appraisal or other valuation thereof available to the Master Servicer as of such date of determination (including any prepared internally by the Special Servicer).

(f) A "Watch List" substantially containing the content in EXHIBIT C-6 attached hereto, setting forth, among other things, any Mortgage Loan that is in jeopardy of becoming a Specially Serviced Mortgage Loan.

    The information that pertains to Specially Serviced Mortgage Loans and REO Properties reflected in such reports shall be based solely upon the reports delivered by the Special Servicer to the Master Servicer at least one business day prior to the Master Servicer Remittance Date. None of the Master Servicer, the Special Servicer or the Trustee shall be responsible for the accuracy or completeness of any information supplied to it by a borrower or third party that is included in any reports, statements, materials or information prepared or provided by the Master Servicer, the Special Servicer or the Trustee, as applicable.

    The Master Servicer is also required to deliver to the Trustee the following materials:

(a) Quarterly, within thirty days of the Master Servicer's receipt of the related borrower's operating statements and rent rolls, commencing with the first fiscal quarter ending after March 1, 1998, with respect to each Mortgaged Property and REO Property, and "Operating Statement Analysis" substantially containing the content in EXHIBIT C-7 attached hereto as of the end of the preceding fiscal quarter, together with copies of the operating statements and rent rolls (but only to the extent the related borrower is required by the Mortgage to deliver, or otherwise agrees to provide such information) for such Mortgaged Property or REO Property as of the end of the preceding fiscal quarter. The Master Servicer (or the Special Servicer in the case of Specially Serviced Mortgage Loans and REO Properties) is required to use its best reasonable efforts to obtain said quarterly operating statements and rent rolls.

(b) Within thirty days of receipt by the Master Servicer (or within ten days of receipt by the Special Servicer with respect to any Specially Serviced Mortgage Loan or REO Property) of quarterly operating statements, if any, with respect to any Mortgaged Property or REO Property, an "NOI Adjustment Worksheet" substantially containing the content in EXHIBIT C-8 attached hereto, for such Mortgaged Property (with the annual operating statements attached thereto as an exhibit), presenting the computations made in accordance with the methodology described in the Pooling Agreement to "normalize" the full year net operating income and debt service coverage numbers used by the Master Servicer in the other reports referenced above.

    The Trustee will be required to deliver the Operating Statement Analysis and NOI Adjustment Worksheet upon request to any Certificateholder, the Depositor, the Underwriter, each Rating Agency and the Special Servicer and will be required to deliver to each Rating Agency on September 30 of each year, commencing on September 30, 1998, copies of the Operating Statement Analysis for each Mortgaged Property or REO Property that were prepared with respect to the previous four fiscal quarters (or, with respect to September 1998, all of the Operating Statement Analysis prepared since the Closing Date).

    In addition, within a reasonable period of time after the end of each calendar year, the Trustee is required to send to each person who at any time during the calendar year was a Certificateholder of record, a report summarizing on an annual basis (if appropriate) the items provided to Certificateholders in the monthly Distribution Date Statements and such other information as may be required to enable such Certificateholders to prepare their federal income tax returns. Such information is to include the amount of original issue discount accrued on each Class of Certificate held by persons other than holders exempted from the reporting requirements and information regarding the expenses of the Trust Fund.

    OTHER INFORMATION.

    The Pooling Agreement requires that the Trustee make available at its offices, during normal business hours, for review by any Holder of a Certificate, the Depositor, the Special Servicer, the Master Servicer, any Rating Agency, any potential investor in the Certificates or any other Person to whom the Depositor believes such disclosure is appropriate, originals or copies of, among other things, the following items (except to the extent not permitted by applicable law or under any of the Mortgage Loan documents): (i) the Pooling Agreement and any amendments thereto, (ii) all Distribution Date Statements delivered to holders of the relevant Class of Offered Certificates since the Closing Date, (iii) all annual officers' certificates and accountants' reports delivered by the Master Servicer and Special Servicer to the Trustee since the Closing Date regarding compliance with the relevant agreements (see "The Pooling Agreement--Evidence as to Compliance"), (iv) the most recent property inspection report prepared by or on behalf of the Master Servicer or the Special Servicer with respect to each Mortgaged Property and delivered to the Trustee, (v) the most recent annual operating statements, rent rolls (to the extent such rent rolls have been made available by the related borrower) and retail "sales information", if any, collected by or on behalf of the Master Servicer or the Special Servicer with respect to each Mortgaged Property and delivered to the Trustee, (vi) any and all modifications, waivers and amendments of the terms of a Mortgage Loan entered into by the Master Servicer and/or the Special Servicer and delivered to the Trustee, and (vii) any and all officers' certificates and other evidence delivered to or by the Trustee to support the Master Servicer's, the Trustee's or the Fiscal Agent's, as the case may be, determination that any Advance, if made, would not be recoverable. Copies of any and all of the foregoing items will be available from the Trustee upon request; however, the Trustee will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing such copies.

                  CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS

    The following discussion contains summaries of certain legal aspects of mortgage loans in California (approximately 23.8% of the Mortgage Loans by Cut-Off Date Allocated Loan Amount), New York (approximately 19.8% of the Mortgage Loans by Cut-Off Date Allocated Loan Amount) and Texas (approximately 8.37% of the Mortgage Loans by Cut-Off Date Allocated Loan Amount) which are general in nature. The summaries do not purport to be complete and are qualified in their entirety by reference to the applicable federal and state laws governing the Mortgage Loans.

    California, New York, Texas and various other states have imposed statutory prohibitions or limitations that limit the remedies of a mortgagee under a mortgage or a beneficiary under a deed of trust. All of the Mortgage Loans are nonrecourse loans as to which, in the event of default by a borrower, recourse may be had only against the specific property pledged to secure the Mortgage Loan and not against the borrower's other assets. Even if recourse is available pursuant to the terms of the Mortgage Loan, certain states have adopted statutes which impose prohibitions against or limitations on such recourse. The limitations described below and similar or other restrictions in other jurisdictions where Mortgaged Properties are located may restrict the ability of the Master Servicer or the Special Servicer, as applicable, to realize on the Mortgage Loans and may adversely affect the amount and timing of receipts on the Mortgage Loans.

    California statutes limit the right of the beneficiary to obtain a deficiency judgment against the trustor (i.e., obligor) following the non-judicial foreclosure sale under a deed of trust. A deficiency judgment is a personal judgment against the obligor in most cases equal to the difference between the amount due to the beneficiary and the fair market value of the collateral. No deficiency judgment is permitted under California law following a nonjudicial sale under the power of sale provision in a deed of trust. Other California statutes require the beneficiary to exhaust the security afforded under the deed of trust by foreclosure in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the obligor for recovery of the debt except in certain cases involving environmentally impaired real property. California case law has held that acts such as an offset of an unpledged account or the application of rents from secured property prior to foreclosure, under some circumstances, constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the loan. Finally, other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the former trustor following a judicial sale to the excess of the outstanding debt over the greater of (i) the fair market value of the property at the time of the public sale or (ii) the amount of the winning bid in the foreclosure, and give the borrower a one-year period within which to redeem the property. California statutes also provide priority to certain tax liens over the lien of previously recorded deeds of trust.

    Under New York law, while a foreclosure may proceed either judicially or non-judicially, nonjudicial foreclosures are virtually unused today. Under New York law, upon default of a mortgage, a mortgagee is generally presented with the choice of either proceeding in equity to foreclose upon the mortgaged property or to proceed at law and sue on the note. New York law does not require that the mortgagee must bring a foreclosure action before being entitled to sue on the note. However, once having begun a foreclosure action or an action to sue on the note or guaranty, a mortgagee is generally not permitted to initiate the other without leave of court. New York does not restrict a mortgagee from seeking a deficiency judgment. In order to obtain a deficiency judgment, a series of procedural and substantive requirements must be satisfied. In New York, liens for unpaid real estate taxes take priority over the lien of a previously recorded mortgage.

    In some states, foreclosure may result in automatic termination of subordinate leases in the absence of either (i) an agreement to the contrary between the foreclosing lender and the tenant or (ii) circumstances in which it would be inequitable to permit such termination. In addition, in all states, real property taxes have priority over the lien of previously recorded mortgages or deeds of trust and in some states and under certain circumstances, mechanics' liens and materialmen's liens may also take priority over the lien of previously recorded mortgages or deeds of trust.

    Foreclosure under either a mortgage or a deed of trust or the sale by the referee or other designated official or by the trustee is often a public sale. However, because of the difficulty a potential buyer at the sale might have in determining the exact status of title to the property subject to the lien of the mortgage or deed of trust and the redemption rights that may exist, and because the physical condition and financial performance of the property may have deteriorated during the foreclosure proceedings and/or for a variety of other reasons, a third party may be unwilling to purchase the property at the foreclosure sale. Some states require that the lender disclose to potential bidders at a trustee's sale all known facts materially affecting the value of the property. Such disclosure may have an adverse effect on the trustee's or mortgagee's ability to sell the property or upon the sale price.

                 YIELD, PREPAYMENT AND MATURITY CONSIDERATIONS

YIELD

    The yield to maturity on the Offered Certificates will depend upon the price paid by the Certificateholders, the rate and timing of the distributions in reduction of Certificate Principal Amounts or Notional Amounts, as applicable, of the related Classes of Certificates and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Principal Amounts or Notional Amounts, as applicable, of such Classes of Certificates, as well as prevailing interest rates at the time of payment or loss realization.

    The yield to maturity on the Class C-2 Certificates through and including the Distribution Date in July 2004 will be highly sensitive to changes in the level of the LIBOR such that decreasing levels of LIBOR will have a negative effect to investors in the Class C-2 Certificates. Investors in the Class C-2 Certificates should consider the risk that lower than anticipated levels of LIBOR could result in lower yields to investors than the anticipated yields. The Pass-Through of the Class C-2 Certificates for Distribution Dates occurring after July 2004 will equal the Net Mortgage Rate of the Worldwide Plaza LIBOR Component, which will be a fixed rate. See "Description of the Mortgage Loans and Mortgaged Properties--The Worldwide Plaza Loan and Property--The Loan--Payment Terms" herein.

    Holders of the Class C-2 Certificates generally will be entitled to receive distributions of principal from principal payments on the Worldwide Plaza LIBOR Component. Pursuant to the terms of the Worldwide Plaza Loan, scheduled payments of principal on such Mortgage Loan will not be applied to reduce the principal balance of the Worldwide Plaza LIBOR Component until after the Worldwide Plaza Anticipated Repayment Date (which will occur in July 2004); provided, however, that any Principal Prepayment received with respect to the Worldwide Plaza Loan prior to the Anticipated Repayment Date thereof will be applied to reduce the principal balance of the Worldwide Plaza LIBOR Component to zero prior to applying any such Principal Prepayment to either of the Worldwide Plaza Fixed Components. As described under "Description of the Mortgage Loans and Mortgaged Properties--The Worldwide Plaza Loan and Property--The Loan--Prepayment" herein, the Worldwide Plaza LIBOR Component can be prepaid in whole or part at any time without payment of any prepayment premium or penalty. Therefore, the Class C-2 Certificates will be extremely sensitive to the rate and timing of unscheduled principal payments (including both voluntary and involuntary prepayments, delinquencies, defaults and liquidations) on the Worldwide Plaza Loan and any repurchase of the Worldwide Plaza Loan due to breaches of representations and warranties with respect to such Mortgage Loan.

    The rate of distributions in reduction of the Certificate Principal Amount or Notional Amount, as applicable, of any Class of Offered Certificates, the aggregate amount of distributions on any Class of Offered Certificates and the yield to maturity of any Class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans and the amount and timing of borrower defaults. In addition, such distributions in reduction of Certificate Principal Amount or Notional Amount, as applicable, may result from repurchases of Mortgage Loans made by the Depositor or LB Holdings due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described herein under "The Pooling Agreement--Representations and Warranties; Repurchase" or purchases of the Mortgage Loans in the manner described under "The Pooling Agreement--Optional Termination; Optional Mortgage Loan Purchase."

    Disproportionate principal payments (whether resulting from differences in amortization terms, prepayments following expirations of the respective Prepayment Lockout Periods or otherwise) on the Mortgage Loans will affect the Certificate Interest Rate of the Class X-1 Certificates for one or more future periods and therefore the yield on such Class.

    The Certificate Principal Amount or Notional Amount, as applicable, of any Class of Offered Certificates may be reduced without distributions thereon as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of Certificate Principal Amount, if applicable, as well as the amount of interest that would have accrued on such Certificates in the absence of such reduction. In general, a Realized Loss occurs when the aggregate principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Principal Amounts of the Certificates. Realized Losses are likely to occur only in connection with a default on a Mortgage Loan and the liquidation of the related Mortgaged Properties or a reduction in the principal balance of a Mortgage Loan by a bankruptcy court.

    Because the Notional Amount of the Class X-1 Certificates is based upon the Certificate Principal Amounts of the Class A-1, Class A-2, Class A-3, Class B, Class C-1, Class D, Class E and Class F Certificates, the yield to maturity on the Class X-1 Certificates will be extremely sensitive to the rate and timing of prepayments of principal (including both voluntary and involuntary prepayments, delinquencies, defaults and liquidations) on the Mortgage Loans and any repurchase with respect to breaches of representations and warranties with respect to the Mortgage Loans to the extent such payments of principal are allocated to each such Class in reduction of the Certificate Principal Amount thereof.

    The Notional Amount of the Class X-2 Certificates is based upon the Certificate Principal Amount of the Class C-2 Certificates, which in turn is based upon the Stated Principal Balance of the Worldwide Plaza LIBOR Component. Therefore, the yield to maturity on the Class X-2 Certificates will be extremely sensitive to the rate and timing of prepayments of principal (including voluntary prepayments, delinquencies, defaults and liquidations) on the Worldwide Plaza LIBOR Component and any repurchase with respect to breaches of representations and warranties with respect to the Worldwide Plaza Loan. The rate at which voluntary prepayments occur on the Worldwide Plaza LIBOR Component will be affected by a variety of factors, including, without limitation, the level of prevailing interest rates, the availability of mortgage credit, the occurrence of casualties or natural disasters and economic, demographic, tax, legal and other factors, and no representation is made as to the anticipated rate of prepayments on the Worldwide Plaza LIBOR Component.

    Certificateholders are not entitled to receive distributions of Scheduled Payments when due except to the extent they are either covered by an Advance or actually received. Consequently, any defaulted Scheduled Payment for which no such Advance is made will tend to extend the weighted average lives of the Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been effected.

    The rate of payments (including voluntary and involuntary prepayments) on pools of Mortgage Loans is influenced by a variety of economic, geographic, social and other factors, including the level of mortgage interest rates and the rate at which borrowers default on their mortgage loans. The terms of the Mortgage Loans (in particular, the term of any Prepayment Lockout Period, the extent to which Prepayment Premiums are due with respect to any principal prepayments, the right of the mortgagee to apply condemnation and casualty proceeds to prepay the Mortgage Loan, the availability of certain rights to defease all or a portion of the Mortgage Loan, and any increase in the interest rate and the application of Excess Cash Flow, if applicable, to prepay the related Mortgage Loan) may affect the rate of principal payments on Mortgage Loans, and consequently, the yield to maturity of the Classes of Offered Certificates. See "Mortgage Pool Characteristics" and "Description of the Mortgage Loans and Mortgaged Properties" herein.

    The timing of changes in the rate of prepayment on the Mortgage Loans may significantly affect the actual yield to maturity experienced by an investor even if the average rate of principal payments experienced over time is consistent with such investor's expectation. In general, the earlier a prepayment of principal on the Mortgage Loans, the greater the effect on such investor's yield to maturity. As a result, the effect on such investor's yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the Offered Certificates would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

    No representation is made as to the rate of principal payments on the Mortgage Loans or as to the yield to maturity of any Class of Offered Certificates. In addition, although Excess Cash Flow is applied to reduce principal of the respective Mortgage Loans (other than with respect to the DDR/DRA Loan) after their respective Anticipated Repayment Dates, there can be no assurance that any of such Mortgage Loans will be prepaid on that date or any date prior to maturity. Investors are urged to make an investment decision with respect to any Class of Offered Certificates based on the anticipated yield to maturity of such Class of Offered Certificates resulting from its purchase price and such investor's own determination as to anticipated Mortgage Loan prepayment rates under a variety of scenarios. The extent to which any Class of Offered Certificates is purchased at a discount or a premium and the degree to which the timing of payments on such Class of Offered Certificates is sensitive to prepayments will determine the extent to which the yield to maturity of such Class of Offered Certificates may vary from the anticipated yield. An investor should carefully consider the associated risks, including, in the case of any Offered Certificates purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any Offered Certificates purchased at a premium, the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield.

    An investor should consider the risk that rapid rates of prepayments on the Mortgage Loans, and therefore of amounts distributable in reduction of the principal balance of Offered Certificates entitled to distributions of principal, may coincide with periods of low prevailing interest rates. During such periods, the effective interest rates on securities in which an investor may choose to reinvest such amounts distributed to it may be lower than the applicable Certificate Interest Rate. Conversely, slower rates of prepayments on the Mortgage Loans, and therefore, of amounts distributable in reduction of principal balance of the Offered Certificates entitled to distributions of principal, may coincide with periods of high prevailing interest rates. During such periods, the amount of principal distributions resulting from prepayments available to an investor in such Certificates for reinvestment at such high prevailing interest rates may be relatively small.

    The effective yield to holders of Group 1 Certificates will be lower than the yield otherwise produced by the applicable Certificate Interest Rate and applicable purchase prices because while interest will accrue during each Interest Accrual Period, the distribution of such interest will not be made until the Distribution Date immediately following such Interest Accrual Period, and principal paid on any Distribution Date will not bear interest during the period from the end of such Interest Accrual Period to the Distribution Date that follows.

YIELD ON THE OFFERED CERTIFICATES

    The yield to maturity of Offered Certificates will be sensitive to the rate and timing of principal payments (including voluntary and involuntary prepayments and repurchases), delinquencies and liquidations on the Mortgage Loans.

    The following tables indicate the assumed purchase price (before adding accrued interest, if any), expressed as a percentage of the applicable Certificate Principal Amount, and (a) the hypothetical pre-tax yield to maturity on the Offered Certificates (other than the Class C-2 Certificates), stated on a corporate bond equivalent basis, based on certain hypothetical scenarios, or (b) the hypothetical discounted margin, as described below, on the Class C-2 Certificates. The pre-tax yields to maturity set forth in the tables below were calculated by determining the monthly discount rate that, when applied to the assumed stream of cash flows to be paid on the Offered Certificates (other than the Class C-2 Certificates), would cause the discounted present value of such assumed cash flows to equal the assumed purchase price thereof, plus accrued interest, if any, as basis points and by converting such monthly rates to corporate bond equivalent rates. The discounted margins set forth in the tables below for the Class C-2 Certificates were calculated in accordance with standard formulas for mortgage-backed securities published by the Public Securities Association to represent the increment over LIBOR that causes the assumed purchase price of the Class C-2 Certificates to equal the discounted present value of its cash flows, compounded monthly. Such calculations of yield and discounted margin do not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as distributions on the Offered Certificates and consequently, do not purport to reflect the return on any investment in the Offered Certificates when such reinvestment rates are considered.

    For purposes of preparing the tables, it was assumed that (i) the Mortgage Loans have the following characteristics as of the Cut-Off Date:

                                                                                              REMAINING
                                                                                               TERM TO
                                                                                             ANTICIPATED       REMAINING
                                                                             CUT-OFF DATE     REPAYMENT         TERM TO
                                                                              PRINCIPAL         DATE           MATURITY
           MORTGAGE LOAN                                                       BALANCE        (MONTHS)         (MONTHS)
           ----------------------------------------------------------------  ------------  ---------------  ---------------
           DDR/DRA Loan.................................................... $322,500,000            N/A               56
           Courtyard Loan..................................................  321,577,850            174              234
           Worldwide Plaza Loan............................................
           a. Worldwide Plaza Fixed Component A............................  118,576,031             81              237
           b. Worldwide Plaza LIBOR Component..............................   50,000,000             81              237
           c. Worldwide Plaza Fixed Component B............................  105,000,000             81              237
           Prentiss Loan...................................................  180,100,000            113              413
           Arden Loan......................................................  175,000,000             80              380
           Villa Marina Loan...............................................   58,000,000            108              408
           Valley View Loan................................................   51,000,000            108              408
           Sun Communities Loan............................................   44,963,187            119              359


            ASSUMED
           NET CASH
             FLOW
           ---------
           $       NA
           49,500,000
           39,000,000

           26,600,000
           27,000,000
            8,270,000
            7,350,000
            6,980,000

    (ii) the Classes of P & I Certificates have the following Certificate Interest Rates:

Class A-1...............              6.75000%
Class A-2...............              6.90000%
Class A-3...............              6.95000%
Class B.................              6.95000%
Class C-1...............              6.90000%
Class C-2...............              6.10625%
Class D.................              6.90000%
                          lesser of 7.1500% and Group I WAC
Class E.................                Rate
                          lesser of 7.3000% and Group I WAC
Class F.................                Rate

    (iii) each Mortgage Loan will pay principal and interest in accordance with its terms and scheduled payments will be timely received and distributed on the 10th day of each month, commencing in November 1997; (iv) the Depositor does not repurchase any Mortgage Loan as described herein under "The Pooling Agreement--Representations and Warranties; Repurchase"; (v) none of the Depositor, Master Servicer or the Class LR Certificateholders exercise the right to cause early termination of the Trust Fund; (vi) the Certificate Interest Rate on the Class C-2 Certificates remains fixed at 6.10625% per annum; (vii) the Closing Date is October 10, 1997; (viii) investors will settle their purchase of the Offered Certificates on October 15, 1997; (ix) there are no delinquencies;
(x) partial prepayments on the Mortgage Loans are permitted, but are assumed not to affect the amortization schedules; (xi) no Prepayment Premiums are collected;
(xii) there are no Prepayment Interest Shortfalls or Appraisal Reduction Amounts; (xiii) distributions on the Offered Certificates are made on the 12th day of the month, commencing in November 1997 (each assumed to be a Business
Day); (xiv) no Balloon Payment is extended beyond its maturity date; and (xv) unless otherwise specified in the Scenarios described below, the Mortgage Loans do not prepay (assumptions (i) through (xv) above are collectively referred to as the "Mortgage Loan Assumptions").

    In the case of Scenario 1 below, it is assumed that all of the Mortgage Loans (other than the DDR/ DRA Loan) are paid in full on their respective Anticipated Repayment Dates and the Balloon Payment due on the DDR/DRA Loan is paid on its final maturity date. In the case of Scenario 2, it is assumed that
(i) the Mortgage Loans begin to prepay on the first date that such Mortgage Loans may be voluntarily prepaid without penalty (other than through defeasance), (ii) such prepayments are made at a rate of 25% CPR through their Anticipated Repayment Dates or, with respect to the DDR/DRA Loan, its final maturity date, (iii) such Mortgage Loans (other than the DDR/DRA Loan and the Worldwide Plaza LIBOR Component) are paid in full on their Anticipated Repayment Dates, (iv) the Balloon Payment on the DDR/DRA Loan is paid in full on its final maturity date and (v) the Worldwide Plaza LIBOR Component is paid in full on the Due Date in July 2003. In the case of Scenario 3, it is assumed that (i) the Mortgage Loans begin to prepay on the first date that such Mortgage Loans may be voluntarily prepaid without penalty (other than through defeasance), (ii) such prepayments are made at a rate of 50% CPR through their Anticipated Repayment Dates or, with respect to the DDR/DRA Loan, its final maturity date, (iii) the outstanding principal balance of such Mortgage Loans (other than the DDR/DRA Loan and the Worldwide Plaza LIBOR Component) are paid in full on their Anticipated Repayment Dates, (iv) the Balloon Payment on the DDR/DRA Loan is paid in full on its final maturity date and (v) the Worldwide Plaza LIBOR Component is paid in full on the Due Date in July 2002. In the case of Scenario 4, it is assumed that (i) the Mortgage Loans begin to prepay on the first date that such Mortgage Loans may be voluntarily prepaid without penalty (other than through defeasance), (ii) such prepayments are made at a rate of 75% CPR through their Anticipated Repayment Dates or, with respect to the DDR/DRA Loan, its final maturity date, (iii) the outstanding principal balance of such Mortgage Loans (other than the DDR/ DRA Loan and the Worldwide Plaza LIBOR Component) are paid in full on their Anticipated Repayment Dates, (iv) the Balloon Payment on the DDR/DRA Loan is paid in full on its final maturity date and (v) the Worldwide Plaza LIBOR Component is paid in full on the Due Date in July 2001. In the case of Scenario 5, it is assumed that (i) the Mortgage Loans (other than the Worldwide Plaza LIBOR Component) are fully paid on the first date that such Mortgage Loans may be voluntarily prepaid without penalty (other than through defeasance) and (ii) the Worldwide Plaza LIBOR Component is paid in full on the Due Date in July 2000. In the case of Scenario 6, it is assumed that (i) the outstanding principal balance of the Worldwide Plaza LIBOR Component is paid in full on its Anticipated Repayment Date and the Balloon Payment due on the DDR/DRA Loan is paid in full on its final maturity date, (ii) the remaining Mortgage Loans receive prepayments of principal after their respective Anticipated Repayment Dates in an amount equal to (a) 100% of assumed net cash flow less (b) scheduled debt service coverage payments, (iii) the loans are extended until the earlier of (a) 5 years after their Anticipated Repayment Dates, and thereupon any remaining unpaid principal balance is paid in full or
(b) the date on which the unpaid principal balance is paid in full, (iv) any Excess Interest will accrue at the excess of the Mortgage Loan's Adjusted Interest Rate over the Mortgage Loan's Base Interest Rate and will be deferred and will bear interest at the Mortgage Loan's Adjusted Interest Rate, (v) the Adjusted Interest Rate for any Mortgage Loan which has Excess Interest is 2% per annum above such Mortgage Loan's Base Interest Rate and (vi) Excess Interest, if any, is received on the Due Date described in clause (iii) above. Scenarios 1, 2, 3, 4, 5 and 6 are collectively referred to herein as the "Scenarios."

    WEIGHTED AVERAGE LIFE, FIRST PRINCIPAL DISTRIBUTION DATE, LAST PRINCIPAL
                               DISTRIBUTION DATE,
PRE-TAX YIELD TO MATURITY AND MODIFIED DURATION OF CLASS A-1 CERTIFICATES UNDER
                               VARIOUS SCENARIOS

                             SCENARIO 1                 SCENARIO 2                SCENARIO 3                SCENARIO 4
                      -------------------------  ------------------------  ------------------------  ------------------------
                         CBE        MODIFIED        CBE       MODIFIED        CBE       MODIFIED        CBE       MODIFIED
                        YIELD       DURATION       YIELD      DURATION       YIELD      DURATION       YIELD      DURATION
PRICE (32NDS)            (%)         (YEARS)        (%)        (YEARS)        (%)        (YEARS)        (%)        (YEARS)
--------------------  ----------  -------------  ---------  -------------  ---------  -------------  ---------  -------------
101-4...............       6.564         4.11        6.563         4.09        6.561         4.07        6.559         4.04
101-8...............       6.534         4.11        6.533         4.09        6.531         4.07        6.529         4.04
101-12..............       6.504         4.11        6.503         4.10        6.501         4.07        6.498         4.04
101-16..............       6.474         4.12        6.473         4.10        6.471         4.08        6.468         4.05
101-20..............       6.444         4.12        6.443         4.10        6.440         4.08        6.437         4.05
101-24..............       6.414         4.12        6.413         4.10        6.410         4.08        6.407         4.05
101-28..............       6.385         4.12        6.383         4.10        6.380         4.08        6.377         4.05
102-0...............       6.355         4.12        6.353         4.10        6.350         4.08        6.347         4.05
102-4...............       6.325         4.12        6.323         4.11        6.320         4.08        6.316         4.05
102-8...............       6.296         4.12        6.293         4.11        6.290         4.09        6.286         4.05
102-12..............       6.266         4.13        6.264         4.11        6.261         4.09        6.256         4.06
102-16..............       6.236         4.13        6.234         4.11        6.231         4.09        6.226         4.06
102-20..............       6.207         4.13        6.204         4.11        6.201         4.09        6.196         4.06

Weighted Average
  Life (yrs.).......        5.04                      5.01                      4.98                      4.94
First Principal
  Distribution
  Date..............    11/12/97                11/12/97                    11/12/97                  11/12/97
Last Principal
  Distribution
  Date..............  06/12/2004                06/12/2004                06/12/2004                06/12/2004

                             SCENARIO 5                SCENARIO 6
                      ------------------------  ------------------------
                         CBE       MODIFIED        CBE       MODIFIED
                        YIELD      DURATION       YIELD      DURATION
PRICE (32NDS)            (%)        (YEARS)        (%)        (YEARS)
--------------------  ---------  -------------  ---------  -------------
101-4...............      6.547         3.88        6.581         4.38
101-8...............      6.515         3.88        6.553         4.38
101-12..............      6.483         3.88        6.525         4.39
101-16..............      6.452         3.88        6.497         4.39
101-20..............      6.420         3.88        6.469         4.39
101-24..............      6.388         3.88        6.441         4.39
101-28..............      6.357         3.88        6.413         4.39
102-0...............      6.325         3.89        6.385         4.40
102-4...............      6.294         3.89        6.357         4.40
102-8...............      6.262         3.89        6.330         4.40
102-12..............      6.231         3.89        6.302         4.40
102-16..............      6.200         3.89        6.274         4.40
102-20..............      6.168         3.89        6.247         4.41
Weighted Average
  Life (yrs.).......       4.70                      5.50
First Principal
  Distribution
  Date..............   11/12/97                  11/12/97
Last Principal
  Distribution
  Date.............. 06/12/2007                06/12/2007

    WEIGHTED AVERAGE LIFE, FIRST PRINCIPAL DISTRIBUTION DATE, LAST PRINCIPAL
                               DISTRIBUTION DATE,
PRE-TAX YIELD TO MATURITY AND MODIFIED DURATION OF CLASS A-2 CERTIFICATES UNDER
                               VARIOUS SCENARIOS

                             SCENARIO 1                 SCENARIO 2                SCENARIO 3                SCENARIO 4
                      -------------------------  ------------------------  ------------------------  ------------------------
                         CBE        MODIFIED        CBE       MODIFIED        CBE       MODIFIED        CBE       MODIFIED
                        YIELD       DURATION       YIELD      DURATION       YIELD      DURATION       YIELD      DURATION
PRICE (32NDS)            (%)         (YEARS)        (%)        (YEARS)        (%)        (YEARS)        (%)        (YEARS)
--------------------  ----------  -------------  ---------  -------------  ---------  -------------  ---------  -------------
100-24..............       6.852         5.33        6.852         5.33        6.852         5.33        6.852         5.33
101-0...............       6.806         5.33        6.806         5.33        6.806         5.33        6.806         5.33
101-8...............       6.760         5.33        6.760         5.33        6.760         5.33        6.760         5.33
101-16..............       6.714         5.34        6.714         5.34        6.714         5.34        6.714         5.34
101-24..............       6.667         5.34        6.667         5.34        6.667         5.34        6.667         5.34
102-0...............       6.622         5.34        6.622         5.34        6.622         5.34        6.622         5.34
102-8...............       6.576         5.35        6.576         5.35        6.576         5.35        6.576         5.35
102-16..............       6.530         5.35        6.530         5.35        6.530         5.35        6.530         5.35
102-24..............       6.485         5.35        6.485         5.35        6.485         5.35        6.485         5.35
103-0...............       6.439         5.36        6.439         5.36        6.439         5.36        6.439         5.36
103-8...............       6.394         5.36        6.394         5.36        6.394         5.36        6.394         5.36
103-16..............       6.349         5.36        6.349         5.36        6.349         5.36        6.349         5.36
103-24..............       6.304         5.37        6.304         5.37        6.304         5.37        6.304         5.37

Weighted Average
  Life (yrs.).......        6.90                    6.90                        6.90                      6.90
First Principal
  Distribution
  Date..............  06/12/2004                06/12/2004                06/12/2004                06/12/2004
Last Principal
  Distribution
  Date..............  09/12/2006                09/12/2006                09/12/2006                09/12/2006

                             SCENARIO 5                SCENARIO 6
                      ------------------------  ------------------------
                         CBE       MODIFIED        CBE       MODIFIED
                        YIELD      DURATION       YIELD      DURATION
PRICE (32NDS)            (%)        (YEARS)        (%)        (YEARS)
--------------------  ---------  -------------  ---------  -------------
100-24..............      6.852         5.33        7.147         7.40
101-0...............      6.806         5.33        7.113         7.40
101-8...............      6.760         5.33        7.080         7.41
101-16..............      6.714         5.34        7.047         7.41
101-24..............      6.667         5.34        7.014         7.42
102-0...............      6.622         5.34        6.981         7.42
102-8...............      6.576         5.35        6.948         7.43
102-16..............      6.530         5.35        6.915         7.43
102-24..............      6.485         5.35        6.882         7.44
103-0...............      6.439         5.36        6.850         7.45
103-8...............      6.394         5.36        6.817         7.45
103-16..............      6.349         5.36        6.785         7.46
103-24..............      6.304         5.37        6.752         7.46
Weighted Average
  Life (yrs.).......       6.90                     10.74
First Principal
  Distribution
  Date.............. 06/12/2004                06/12/2007
Last Principal
  Distribution
  Date.............. 09/12/2006                06/12/2009

    WEIGHTED AVERAGE LIFE, FIRST PRINCIPAL DISTRIBUTION DATE, LAST PRINCIPAL
                               DISTRIBUTION DATE,
PRE-TAX YIELD TO MATURITY AND MODIFIED DURATION OF CLASS A-3 CERTIFICATES UNDER
                               VARIOUS SCENARIOS

                             SCENARIO 1                 SCENARIO 2                SCENARIO 3                SCENARIO 4
                      -------------------------  ------------------------  ------------------------  ------------------------
                         CBE        MODIFIED        CBE       MODIFIED        CBE       MODIFIED        CBE       MODIFIED
                        YIELD       DURATION       YIELD      DURATION       YIELD      DURATION       YIELD      DURATION
PRICE (32NDS)            (%)         (YEARS)        (%)        (YEARS)        (%)        (YEARS)        (%)        (YEARS)
--------------------  ----------  -------------  ---------  -------------  ---------  -------------  ---------  -------------
101-0...............       6.894         6.57        6.894         6.56        6.894         6.55        6.893         6.54
101-8...............       6.856         6.57        6.856         6.57        6.856         6.56        6.855         6.54
101-16..............       6.819         6.58        6.819         6.57        6.818         6.56        6.818         6.55
101-24..............       6.781         6.58        6.781         6.57        6.781         6.57        6.780         6.55
102-0...............       6.744         6.59        6.744         6.58        6.744         6.57        6.743         6.56
102-8...............       6.707         6.59        6.707         6.58        6.706         6.57        6.706         6.56
102-16..............       6.670         6.59        6.670         6.59        6.669         6.58        6.668         6.57
102-24..............       6.633         6.60        6.633         6.59        6.632         6.58        6.631         6.57
103-0...............       6.596         6.60        6.596         6.60        6.595         6.59        6.594         6.57
103-8...............       6.560         6.61        6.559         6.60        6.559         6.59        6.558         6.58
103-16..............       6.523         6.61        6.523         6.61        6.522         6.60        6.521         6.58
103-24..............       6.487         6.62        6.486         6.61        6.485         6.60        6.484         6.59
104-0...............       6.450         6.62        6.450         6.61        6.449         6.61        6.448         6.59

Weighted Average
  Life (yrs.).......        9.13                      9.12                      9.10                      9.07
First Principal
  Distribution
  Date..............  09/12/2006              09/12/2006                  09/12/2006                09/12/2006
Last Principal
  Distribution
  Date..............  03/12/2007                03/12/2007                03/12/2007                02/12/2007

                             SCENARIO 5                SCENARIO 6
                      ------------------------  ------------------------
                         CBE       MODIFIED        CBE       MODIFIED
                        YIELD      DURATION       YIELD      DURATION
PRICE (32NDS)            (%)        (YEARS)        (%)        (YEARS)
--------------------  ---------  -------------  ---------  -------------
101-0...............      6.893         6.53        7.405         7.96
101-8...............      6.855         6.53        7.374         7.97
101-16..............      6.817         6.54        7.343         7.98
101-24..............      6.780         6.54        7.312         7.98
102-0...............      6.742         6.54        7.281         7.99
102-8...............      6.705         6.55        7.251         8.00
102-16..............      6.668         6.55        7.220         8.00
102-24..............      6.631         6.56        7.190         8.01
103-0...............      6.594         6.56        7.160         8.01
103-8...............      6.557         6.57        7.129         8.02
103-16..............      6.520         6.57        7.099         8.03
103-24..............      6.483         6.57        7.069         8.03
104-0...............      6.447         6.58        7.039         8.04
Weighted Average
  Life (yrs.).......       9.05                     11.93
First Principal
  Distribution
  Date.............. 09/12/2006                06/12/2009
Last Principal
  Distribution
  Date.............. 12/12/2006                10/12/2010

     WEIGHTED AVERAGE LIFE, FIRST DISTRIBUTION DATE, LAST DISTRIBUTION DATE
AND PRE-TAX YIELD TO MATURITY OF CLASS X-1 CERTIFICATES UNDER VARIOUS SCENARIOS

                                                                      SCENARIO 1   SCENARIO 2   SCENARIO 3   SCENARIO 4
                                                                      -----------  -----------  -----------  -----------
                                                                          CBE          CBE          CBE          CBE
                                                                         YIELD        YIELD        YIELD        YIELD
PRICE (32NDS)                                                             (%)          (%)          (%)          (%)
--------------------------------------------------------------------  -----------  -----------  -----------  -----------
4-14................................................................       9.049        9.006        8.954        8.879
4-15................................................................       8.852        8.810        8.757        8.683
4-16................................................................       8.658        8.616        8.563        8.489
4-17................................................................       8.467        8.424        8.372        8.297
4-18................................................................       8.277        8.235        8.182        8.108
4-19................................................................       8.090        8.048        7.995        7.920
4-20................................................................       7.905        7.863        7.810        7.735
4-21................................................................       7.722        7.680        7.627        7.552
4-22................................................................       7.541        7.499        7.446        7.371
4-23................................................................       7.363        7.320        7.267        7.192
4-24................................................................       7.186        7.143        7.090        7.016
4-25................................................................       7.011        6.968        6.915        6.841
4-26................................................................       6.838        6.795        6.743        6.668

Weighted Average
  Life (yrs.).......................................................        7.75         7.73         7.71         7.68
First
  Distribution Date.................................................     11/12/97    11/12/97      11/12/97     11/12/97
Last
  Distribution Date.................................................   04/12/2012   04/12/2012   04/12/2012   04/12/2012

                                                                      SCENARIO 5   SCENARIO 6
                                                                      -----------  -----------
                                                                          CBE          CBE
                                                                         YIELD        YIELD
PRICE (32NDS)                                                             (%)          (%)
--------------------------------------------------------------------  -----------  -----------
4-14................................................................       8.453       12.259
4-15................................................................       8.257       12.079
4-16................................................................       8.062       11.902
4-17................................................................       7.870       11.727
4-18................................................................       7.681       11.554
4-19................................................................       7.493       11.384
4-20................................................................       7.308       11.215
4-21................................................................       7.125       11.048
4-22................................................................       6.944       10.883
4-23................................................................       6.765       10.720
4-24................................................................       6.588       10.559
4-25................................................................       6.413       10.400
4-26................................................................       6.240       10.242
Weighted Average
  Life (yrs.).......................................................        7.50         9.72
First
  Distribution Date.................................................     11/12/97     11/12/97
Last
  Distribution Date.................................................   10/12/2011   05/12/2015

    WEIGHTED AVERAGE LIFE, FIRST PRINCIPAL DISTRIBUTION DATE, LAST PRINCIPAL
                               DISTRIBUTION DATE,
 PRE-TAX YIELD TO MATURITY AND MODIFIED DURATION OF CLASS B CERTIFICATES UNDER
                               VARIOUS SCENARIOS

                             SCENARIO 1                 SCENARIO 2                SCENARIO 3                SCENARIO 4
                      -------------------------  ------------------------  ------------------------  ------------------------
                         CBE        MODIFIED        CBE       MODIFIED        CBE       MODIFIED        CBE       MODIFIED
                        YIELD       DURATION       YIELD      DURATION       YIELD      DURATION       YIELD      DURATION
PRICE (32NDS)            (%)         (YEARS)        (%)        (YEARS)        (%)        (YEARS)        (%)        (YEARS)
--------------------  ----------  -------------  ---------  -------------  ---------  -------------  ---------  -------------
100-16..............       6.971         6.70        6.971         6.70        6.971         6.70        6.971         6.70
100-24..............       6.934         6.71        6.934         6.71        6.934         6.71        6.934         6.71
101-0...............       6.897         6.71        6.897         6.71        6.897         6.71        6.897         6.71
101-8...............       6.861         6.72        6.861         6.72        6.861         6.72        6.861         6.72
101-16..............       6.824         6.72        6.824         6.72        6.824         6.72        6.824         6.72
101-24..............       6.787         6.73        6.787         6.73        6.787         6.73        6.787         6.73
102-0...............       6.751         6.73        6.751         6.73        6.751         6.73        6.751         6.73
102-8...............       6.715         6.73        6.715         6.73        6.715         6.73        6.715         6.73
102-16..............       6.678         6.74        6.678         6.74        6.678         6.74        6.678         6.74
102-24..............       6.642         6.74        6.642         6.74        6.642         6.74        6.642         6.74
103-0...............       6.606         6.75        6.606         6.75        6.606         6.75        6.606         6.75
103-8...............       6.570         6.75        6.570         6.75        6.570         6.75        6.570         6.75
103-16..............       6.535         6.76        6.535         6.76        6.535         6.76        6.535         6.76

Weighted Average
  Life (yrs.).......        9.41                      9.41                      9.41                      9.41
First Principal
  Distribution
  Date..............  03/12/2007                03/12/2007                03/12/2007                02/12/2007
Last Principal
  Distribution
  Date..............  03/12/2007                03/12/2007                03/12/2007                03/12/2007

                             SCENARIO 5                SCENARIO 6
                      ------------------------  ------------------------
                         CBE       MODIFIED        CBE       MODIFIED
                        YIELD      DURATION       YIELD      DURATION
PRICE (32NDS)            (%)        (YEARS)        (%)        (YEARS)
--------------------  ---------  -------------  ---------  -------------
100-16..............      6.970         6.57        7.434         8.64
100-24..............      6.932         6.58        7.405         8.65
101-0...............      6.894         6.58        7.376         8.65
101-8...............      6.857         6.59        7.348         8.66
101-16..............      6.819         6.59        7.319         8.67
101-24..............      6.782         6.60        7.291         8.68
102-0...............      6.745         6.60        7.263         8.68
102-8...............      6.708         6.61        7.235         8.69
102-16..............      6.671         6.61        7.207         8.70
102-24..............      6.634         6.61        7.179         8.71
103-0...............      6.598         6.62        7.151         8.71
103-8...............      6.561         6.62        7.123         8.72
103-16..............      6.525         6.63        7.095         8.73
Weighted Average
  Life (yrs.).......       9.16                     13.77
First Principal
  Distribution
  Date.............. 12/12/2006                10/12/2010
Last Principal
  Distribution
  Date.............. 12/12/2006                10/12/2011

    WEIGHTED AVERAGE LIFE, FIRST PRINCIPAL DISTRIBUTION DATE, LAST PRINCIPAL
                               DISTRIBUTION DATE,
PRE-TAX YIELD TO MATURITY AND MODIFIED DURATION OF CLASS C-1 CERTIFICATES UNDER
                               VARIOUS SCENARIOS

                             SCENARIO 1                 SCENARIO 2                SCENARIO 3                SCENARIO 4
                      -------------------------  ------------------------  ------------------------  ------------------------
                         CBE        MODIFIED        CBE       MODIFIED        CBE       MODIFIED        CBE       MODIFIED
                        YIELD       DURATION       YIELD      DURATION       YIELD      DURATION       YIELD      DURATION
PRICE (32NDS)            (%)         (YEARS)        (%)        (YEARS)        (%)        (YEARS)        (%)        (YEARS)
--------------------  ----------  -------------  ---------  -------------  ---------  -------------  ---------  -------------
100-0...............       6.994         6.87        6.994         6.85        6.994         6.83        6.994         6.81
100-8...............       6.958         6.87        6.958         6.86        6.958         6.84        6.958         6.81
100-16..............       6.922         6.88        6.922         6.86        6.921         6.84        6.921         6.82
100-24..............       6.886         6.88        6.886         6.87        6.885         6.85        6.885         6.82
101-0...............       6.850         6.89        6.849         6.87        6.849         6.85        6.848         6.83
101-8...............       6.814         6.89        6.814         6.88        6.813         6.86        6.812         6.83
101-16..............       6.778         6.90        6.778         6.88        6.777         6.86        6.776         6.83
101-24..............       6.743         6.90        6.742         6.89        6.741         6.87        6.740         6.84
102-0...............       6.707         6.91        6.706         6.89        6.706         6.87        6.704         6.84
102-8...............       6.672         6.91        6.671         6.90        6.670         6.88        6.669         6.85
102-16..............       6.636         6.92        6.636         6.90        6.635         6.88        6.633         6.85
102-24..............       6.601         6.92        6.600         6.91        6.599         6.89        6.598         6.86
103-0...............       6.566         6.93        6.565         6.91        6.564         6.89        6.562         6.86

Weighted Average
  Life (yrs.).......        9.73                      9.70                      9.66                      9.60
First Principal
  Distribution
  Date..............  03/12/2007              03/12/2007                  03/12/2007                03/12/2007
Last Principal
  Distribution
  Date..............  09/12/2007                09/12/2007                09/12/2007                09/12/2007

                             SCENARIO 5                SCENARIO 6
                      ------------------------  ------------------------
                         CBE       MODIFIED        CBE       MODIFIED
                        YIELD      DURATION       YIELD      DURATION
PRICE (32NDS)            (%)        (YEARS)        (%)        (YEARS)
--------------------  ---------  -------------  ---------  -------------
100-0...............      6.994         6.68        7.481         8.84
100-8...............      6.957         6.68        7.453         8.85
100-16..............      6.920         6.69        7.425         8.86
100-24..............      6.883         6.69        7.397         8.87
101-0...............      6.846         6.70        7.369         8.88
101-8...............      6.809         6.70        7.341         8.88
101-16..............      6.772         6.70        7.313         8.89
101-24..............      6.735         6.71        7.286         8.90
102-0...............      6.699         6.71        7.258         8.91
102-8...............      6.662         6.72        7.231         8.92
102-16..............      6.626         6.72        7.203         8.92
102-24..............      6.590         6.73        7.176         8.93
103-0...............      6.554         6.73        7.149         8.94
Weighted Average
  Life (yrs.).......       9.35                     14.30
First Principal
  Distribution
  Date.............. 12/12/2006                10/12/2011
Last Principal
  Distribution
  Date.............. 03/12/2007                03/12/2012

    WEIGHTED AVERAGE LIFE, FIRST PRINCIPAL DISTRIBUTION DATE, LAST PRINCIPAL
                               DISTRIBUTION DATE
     AND DISCOUNT MARGIN OF CLASS C-2 CERTIFICATES UNDER VARIOUS SCENARIOS

                 SCENARIO 1   SCENARIO 2   SCENARIO 3   SCENARIO 4   SCENARIO 5   SCENARIO 6
                  DISCOUNT     DISCOUNT     DISCOUNT     DISCOUNT     DISCOUNT     DISCOUNT
                   MARGIN       MARGIN       MARGIN       MARGIN       MARGIN       MARGIN
PRICE (32NDS)        (%)          (%)          (%)          (%)          (%)          (%)
---------------  -----------  -----------  -----------  -----------  -----------  -----------
99-20..........       0.517        0.527        0.540        0.561        0.597        0.517
99-22..........       0.506        0.514        0.525        0.543        0.573        0.506
99-24..........       0.495        0.501        0.510        0.524        0.548        0.495
99-26..........       0.484        0.488        0.495        0.505        0.523        0.484
99-28..........       0.472        0.476        0.480        0.487        0.499        0.472
99-30..........       0.461        0.463        0.465        0.468        0.474        0.461
100-0..........       0.450        0.450        0.450        0.450        0.450        0.450
100-2..........       0.439        0.437        0.435        0.431        0.425        0.439
100-4..........       0.428        0.424        0.420        0.413        0.401        0.428
100-6..........       0.416        0.412        0.405        0.395        0.376        0.416
100-8..........       0.405        0.399        0.390        0.376        0.352        0.405
100-10.........       0.394        0.386        0.375        0.358        0.328        0.394
100-12.........       0.383        0.373        0.360        0.339        0.303        0.383

Weighted
 Average
 Life (yrs.)...        6.74         5.74         4.74         3.74         2.74         6.74
First Principal
 Distribution
 Date..........  07/12/2004   07/12/2003   07/12/2002   07/12/2001   07/12/2000   07/12/2004
Last Principal
 Distribution
 Date..........  07/12/2004   07/12/2003   07/12/2002   07/12/2001   07/12/2000   07/12/2004

     WEIGHTED AVERAGE LIFE, FIRST DISTRIBUTION DATE, LAST DISTRIBUTION DATE
      AND PRE-TAX YIELD OF CLASS X-2 CERTIFICATES UNDER VARIOUS SCENARIOS

                      SCENARIO 1   SCENARIO 2   SCENARIO 3   SCENARIO 4   SCENARIO 5   SCENARIO 6
                      -----------  -----------  -----------  -----------  -----------  -----------
                          CBE          CBE          CBE          CBE          CBE          CBE
                         YIELD        YIELD        YIELD        YIELD        YIELD        YIELD
PRICE (32NDS)             (%)          (%)          (%)          (%)          (%)          (%)
--------------------  -----------  -----------  -----------  -----------  -----------  -----------
0-6.................      44.055       41.817       37.807       30.122       13.887       44.055
0-7.................      35.562       32.879       28.250       19.697        2.288       35.562
0-8.................      29.021       25.950       20.795       11.522       -6.829       29.021
0-9.................      23.772       20.361       14.753        4.873      -14.254       23.772
0-10................      19.429       15.719        9.715       -0.687      -20.464       19.429
0-11................      15.751       11.774        5.422       -5.435      -25.767       15.751
0-12................      12.578        8.361        1.699       -9.558      -30.369       12.578
0-13................       9.800        5.365       -1.575      -13.188      -34.418        9.800
0-14................       7.336        2.703       -4.489      -16.421      -38.020        7.336
0-15................       5.129        0.315       -7.106      -19.327      -41.255        5.129
0-16................       3.135       -1.846       -9.477      -21.960      -44.183        3.135
0-17................       1.319       -3.816      -11.641      -24.363      -46.853        1.319
0-18................      -0.346       -5.623      -13.627      -26.570      -49.301       -0.346

Weighted Average
  Life (yrs.).......        6.74         5.74         4.74         3.74         2.74         6.74
First Distribution
  Date..............  07/12/2004   07/12/2003   07/12/2002   07/12/2001   07/12/2000   07/12/2004
Last Distribution
  Date..............  07/12/2004   07/12/2003   07/12/2002   07/12/2001   07/12/2000   07/12/2004

    WEIGHTED AVERAGE LIFE, FIRST PRINCIPAL DISTRIBUTION DATE, LAST PRINCIPAL
                               DISTRIBUTION DATE,
 PRE-TAX YIELD TO MATURITY AND MODIFIED DURATION OF CLASS D CERTIFICATES UNDER
                               VARIOUS SCENARIOS

                             SCENARIO 1                 SCENARIO 2                SCENARIO 3                SCENARIO 4
                      -------------------------  ------------------------  ------------------------  ------------------------
                         CBE        MODIFIED        CBE       MODIFIED        CBE       MODIFIED        CBE       MODIFIED
                        YIELD       DURATION       YIELD      DURATION       YIELD      DURATION       YIELD      DURATION
PRICE (32NDS)            (%)         (YEARS)        (%)        (YEARS)        (%)        (YEARS)        (%)        (YEARS)
--------------------  ----------  -------------  ---------  -------------  ---------  -------------  ---------  -------------
99-0................       7.120         8.05        7.120         8.03        7.120         8.02        7.120         8.01
99-8................       7.088         8.06        7.089         8.04        7.089         8.03        7.089         8.02
99-16...............       7.057         8.06        7.057         8.05        7.057         8.03        7.058         8.03
99-24...............       7.026         8.07        7.026         8.05        7.026         8.04        7.026         8.03
100-0...............       6.995         8.08        6.995         8.06        6.995         8.05        6.995         8.04
100-8...............       6.964         8.08        6.964         8.07        6.964         8.05        6.964         8.05
100-16..............       6.934         8.09        6.933         8.07        6.933         8.06        6.933         8.05
100-24..............       6.903         8.10        6.903         8.08        6.903         8.07        6.902         8.06
101-0...............       6.872         8.10        6.872         8.09        6.872         8.07        6.872         8.07
101-8...............       6.842         8.11        6.842         8.09        6.841         8.08        6.841         8.07
101-16..............       6.811         8.12        6.811         8.10        6.811         8.09        6.811         8.08
101-24..............       6.781         8.13        6.781         8.11        6.780         8.09        6.780         8.09
102-0...............       6.751         8.13        6.751         8.11        6.750         8.10        6.750         8.10

Weighted Average
  Life (yrs.).......       12.48                   12.44                       12.40                     12.38
First Principal
  Distribution
  Date..............  09/12/2007                09/12/2007                09/12/2007                09/12/2007
Last Principal
  Distribution
  Date..............  04/12/2012                04/12/2012                01/12/2012                11/12/2011

                             SCENARIO 5                SCENARIO 6
                      ------------------------  ------------------------
                         CBE       MODIFIED        CBE       MODIFIED
                        YIELD      DURATION       YIELD      DURATION
PRICE (32NDS)            (%)        (YEARS)        (%)        (YEARS)
--------------------  ---------  -------------  ---------  -------------
99-0................      7.121         7.99        7.661         8.92
99-8................      7.089         8.00        7.633         8.93
99-16...............      7.058         8.01        7.604         8.94
99-24...............      7.026         8.01        7.576         8.94
100-0...............      6.995         8.02        7.549         8.95
100-8...............      6.964         8.03        7.521         8.96
100-16..............      6.933         8.03        7.493         8.97
100-24..............      6.902         8.04        7.465         8.98
101-0...............      6.871         8.05        7.438         8.98
101-8...............      6.841         8.06        7.410         8.99
101-16..............      6.810         8.06        7.383         9.00
101-24..............      6.780         8.07        7.356         9.01
102-0...............      6.749         8.08        7.328         9.02
Weighted Average
  Life (yrs.).......      12.34                     14.54
First Principal
  Distribution
  Date.............. 03/12/2007                03/12/2012
Last Principal
  Distribution
  Date.............. 10/12/2001                10/12/2012

    WEIGHTED AVERAGE LIFE, FIRST PRINCIPAL DISTRIBUTION DATE, LAST PRINCIPAL
                               DISTRIBUTION DATE,
 PRE-TAX YIELD TO MATURITY AND MODIFIED DURATION OF CLASS E CERTIFICATES UNDER
                               VARIOUS SCENARIOS

                            SCENARIO 1           SCENARIO 2           SCENARIO 3
                        ------------------   ------------------   ------------------
                         CBE     MODIFIED     CBE     MODIFIED     CBE     MODIFIED
                        YIELD    DURATION    YIELD    DURATION    YIELD    DURATION
PRICE (32NDS)            (%)     (YEARS)      (%)     (YEARS)      (%)     (YEARS)
----------------------  ------  ----------   ------  ----------   ------  ----------
98-16.................   7.426      8.69      7.426      8.69      7.426      8.67
98-24.................   7.397      8.70      7.397      8.70      7.397      8.68
99-0..................   7.368      8.71      7.368      8.71      7.368      8.68
99-8..................   7.339      8.72      7.339      8.72      7.339      8.69
99-16.................   7.310      8.72      7.310      8.72      7.310      8.70
99-24.................   7.281      8.73      7.281      8.73      7.281      8.71
100-0.................   7.253      8.74      7.253      8.74      7.253      8.72
100-8.................   7.224      8.75      7.224      8.75      7.224      8.73
100-16................   7.196      8.76      7.196      8.76      7.196      8.73
100-24................   7.168      8.77      7.168      8.77      7.167      8.74
101-0.................   7.139      8.77      7.139      8.77      7.139      8.75
101-8.................   7.111      8.78      7.111      8.78      7.111      8.76
101-16................   7.083      8.79      7.083      8.79      7.083      8.77

Weighted Average
  Life (yrs.).........   14.49                14.49                14.42
First Principal
  Distribution Date...  04/12/2012          04/12/2012          01/12/2012
Last Principal
  Distribution Date...  04/12/2012          04/12/2012          04/12/2012

                            SCENARIO 4           SCENARIO 5           SCENARIO 6
                        ------------------   ------------------   ------------------
                         CBE     MODIFIED     CBE     MODIFIED     CBE     MODIFIED
                        YIELD    DURATION    YIELD    DURATION    YIELD    DURATION
PRICE (32NDS)            (%)     (YEARS)      (%)     (YEARS)      (%)     (YEARS)
----------------------  ------  ----------   ------  ----------   ------  ----------
98-16.................   7.428      8.61      7.429      8.52      7.944      9.06
98-24.................   7.398      8.62      7.400      8.53      7.916      9.07
99-0..................   7.369      8.62      7.370      8.53      7.888      9.07
99-8..................   7.340      8.63      7.341      8.54      7.861      9.08
99-16.................   7.311      8.64      7.311      8.55      7.833      9.09
99-24.................   7.282      8.65      7.282      8.56      7.806      9.10
100-0.................   7.253      8.66      7.253      8.57      7.778      9.11
100-8.................   7.224      8.67      7.224      8.57      7.751      9.12
100-16................   7.195      8.67      7.195      8.58      7.723      9.13
100-24................   7.167      8.68      7.166      8.59      7.696      9.14
101-0.................   7.138      8.69      7.137      8.60      7.669      9.15
101-8.................   7.110      8.70      7.108      8.61      7.642      9.16
101-16................   7.081      8.71      7.080      8.61      7.615      9.17
Weighted Average
  Life (yrs.).........   14.25                13.99                15.53
First Principal
  Distribution Date... 11/12/2011        10/12/2011           10/12/2012
Last Principal
  Distribution Date... 03/12/2012        10/12/2011           11/12/2013

    It is highly unlikely that principal of the Mortgage Loans will be repaid consistent with the assumptions underlying any one of the Scenarios. The Mortgage Loans will not have all of the characteristics assumed for purposes of the Scenarios. Yield and discounted margin will be affected by prepayment rates, Balloon Payment extensions, and, in the case of the Class C-2 Certificates, LIBOR levels that actually occur during the life of the Offered Certificates, all of which may differ, and may differ significantly, from the Mortgage Loan Assumptions. There can be no assurance that the pre-tax yields or discounted margins, as applicable, on the Offered Certificates will correspond to any of the pre-tax yields or discounted margins, as applicable, shown herein or that the aggregate purchase prices of the Offered Certificates will be as assumed. Investors must make their own decisions as to the appropriate prepayment assumptions to be used in deciding whether to purchase the Offered Certificates.

RATED FINAL DISTRIBUTION DATE

    The "Rated Final Distribution Date" is the Distribution Date occurring three years after the latest maturity date of any Mortgage Loan. Because certain of the Mortgage Loans have maturity dates that occur earlier than the latest maturity date, and because certain of the Mortgage Loans may be prepaid prior to maturity, it is possible that the Certificate Principal Amount of each Class of Offered Certificates will be reduced to zero significantly earlier than the Rated Final Distribution Date. However, delinquencies on Mortgage Loans could result in final distributions in reduction of the Certificate Principal Amount of one or more Classes after the Rated Final Distribution Date of such Class or Classes.

WEIGHTED AVERAGE LIFE OF OFFERED CERTIFICATES

    Weighted average life refers to the average amount of time that will elapse from the date of determination to the date of distribution or allocation to the investor of each dollar in reduction of Certificate Principal Amount. The weighted average lives of the Offered Certificates will be influenced by, among other things, the rate at which principal of the Mortgage Loans is paid, which may occur as a result of scheduled amortization, voluntary or involuntary prepayments or liquidations.

    The weighted average lives of the Offered Certificates may also be affected to the extent that additional distributions in reduction of the Certificate Principal Amount of such Certificates occur as a result of the repurchase or purchase of Mortgage Loans from the Trust Fund as described under "The Pooling Agreement--Representations and Warranties; Repurchase" or "--Optional Termination; Optional Mortgage Loan Purchase" herein. Such a repurchase or purchase from the Trust Fund will have the same effect on distributions to the holders of Certificates as if the related Mortgage Loans had prepaid in full, except that no Prepayment Premiums are made in respect thereof. The tables of "Percentage of Initial Certificate Principal Amount Outstanding For Each Designated Scenario" set forth below indicate the weighted average life of each Class of Offered Certificates and set forth the percentage of the initial Certificate Principal Amount of such Offered Certificates that would be outstanding after each of the dates shown based on the assumptions for each of the designated Scenarios described above under "--Yield on the Offered Certificates." The tables have also been prepared on the basis of the Mortgage Loan Assumptions described under "--Yield on the Offered Certificates." The Mortgage Loan Assumptions made in preparing the previous and following tables are expected to vary, and may vary significantly, from the actual performance of the Mortgage Loans. It is highly unlikely that principal of the Mortgage Loans will be repaid consistent with the assumptions underlying any one of the Scenarios. Investors are urged to conduct their own analysis concerning the likelihood that the Mortgage Loans may pay or prepay on any particular date.

               PERCENTAGE OF INITIAL CERTIFICATE PRINCIPAL AMOUNT
                    OUTSTANDING FOR EACH DESIGNATED SCENARIO

                                                                                    CLASS A-1
                                                    -------------------------------------------------------------------------
DISTIBUTION DATE                                     SCENARIO 1     SCENARIO 2     SCENARIO 3     SCENARIO 4     SCENARIO 5
--------------------------------------------------  -------------  -------------  -------------  -------------  -------------
Initial Percent...................................          100            100            100            100            100
October 12, 1998..................................           98             98             98             98             98
October 12, 1999..................................           95             95             95             95             95
October 12, 2000..................................           93             93             93             93             93
October 12, 2001..................................           90             90             90             90             90
October 12, 2002..................................           34             34             34             34             34
October 12, 2003..................................           31             31             31             31             31
October 12, 2004..................................            0              0              0              0              0
October 12, 2005..................................            0              0              0              0              0
October 12, 2006..................................            0              0              0              0              0
October 12, 2007 and thereafter...................            0              0              0              0              0
Weighted Average Life (years)*....................         5.04           5.01           4.98           4.94           4.70


DISTIBUTION DATE                                     SCENARIO 6
--------------------------------------------------  -------------
Initial Percent...................................          100
October 12, 1998..................................           98
October 12, 1999..................................           95
October 12, 2000..................................           93
October 12, 2001..................................           90
October 12, 2002..................................           34
October 12, 2003..................................           31
October 12, 2004..................................           26
October 12, 2005..................................           17
October 12, 2006..................................            7
October 12, 2007 and thereafter...................            0
Weighted Average Life (years)*....................         5.50

------------------------

* The weighted average life of the Class A-1 Certificates is determined by (i) multiplying the amount of each distribution or allocation in reduction of Certificate Principal Amount of such Class by the number of years from the date of determination to the related Distribution Date, (ii) adding the results and (iii) dividing the sum by the aggregate distributions or allocations in reduction of Certificate Principal Amount referred to in clause (i).

               PERCENTAGE OF INITIAL CERTIFICATE PRINCIPAL AMOUNT
                    OUTSTANDING FOR EACH DESIGNATED SCENARIO

                                                                                    CLASS A-2
                                                    -------------------------------------------------------------------------
DISTIBUTION DATE                                     SCENARIO 1     SCENARIO 2     SCENARIO 3     SCENARIO 4     SCENARIO 5
--------------------------------------------------  -------------  -------------  -------------  -------------  -------------
Initial Percent...................................          100            100            100            100            100
October 12, 1998..................................          100            100            100            100            100
October 12, 1999..................................          100            100            100            100            100
October 12, 2000..................................          100            100            100            100            100
October 12, 2001..................................          100            100            100            100            100
October 12, 2002..................................          100            100            100            100            100
October 12, 2003..................................          100            100            100            100            100
October 12, 2004..................................           13             13             13             13             13
October 12, 2005..................................            6              6              6              6              6
October 12, 2006..................................            0              0              0              0              0
October 12, 2007..................................            0              0              0              0              0
October 12, 2008..................................            0              0              0              0              0
October 12, 2009 and thereafter...................            0              0              0              0              0
Weighted Average Life (years)*....................         6.90           6.90           6.90           6.90           6.90


DISTIBUTION DATE                                    SCENARIO 6
--------------------------------------------------  -----------
Initial Percent...................................         100
October 12, 1998..................................         100
October 12, 1999..................................         100
October 12, 2000..................................         100
October 12, 2001..................................         100
October 12, 2002..................................         100
October 12, 2003..................................         100
October 12, 2004..................................         100
October 12, 2005..................................         100
October 12, 2006..................................         100
October 12, 2007..................................          83
October 12, 2008..................................          37
October 12, 2009 and thereafter...................           0
Weighted Average Life (years)*....................       10.74

------------------------

* The weighted average life of the Class A-2 Certificates is determined by (i) multiplying the amount of each distribution or allocation in reduction of Certificate Principal Amount of such Class by the number of years from the date of determination to the related Distribution Date, (ii) adding the results and (iii) dividing the sum by the aggregate distributions or allocations in reduction of Certificate Principal Amount referred to in clause (i).

               PERCENTAGE OF INITIAL CERTIFICATE PRINCIPAL AMOUNT
                    OUTSTANDING FOR EACH DESIGNATED SCENARIO

                                                                                    CLASS A-3
                                                    -------------------------------------------------------------------------
DISTIBUTION DATE                                     SCENARIO 1     SCENARIO 2     SCENARIO 3     SCENARIO 4     SCENARIO 5
--------------------------------------------------  -------------  -------------  -------------  -------------  -------------
Initial...........................................          100            100            100            100            100
October 12, 1998..................................          100            100            100            100            100
October 12, 1999..................................          100            100            100            100            100
October 12, 2000..................................          100            100            100            100            100
October 12, 2001..................................          100            100            100            100            100
October 12, 2002..................................          100            100            100            100            100
October 12, 2003..................................          100            100            100            100            100
October 12, 2004..................................          100            100            100            100            100
October 12, 2005..................................          100            100            100            100            100
October 12, 2006..................................           34             34             34             34             34
October 12, 2007..................................            0              0              0              0              0
October 12, 2008..................................            0              0              0              0              0
October 12, 2009..................................            0              0              0              0              0
October 12, 2010 and thereafter...................            0              0              0              0              0
Weighted Average Life (years)*....................         9.13           9.12           9.10           9.07           9.05


DISTIBUTION DATE                                    SCENARIO 6
--------------------------------------------------  -----------
Initial...........................................         100
October 12, 1998..................................         100
October 12, 1999..................................         100
October 12, 2000..................................         100
October 12, 2001..................................         100
October 12, 2002..................................         100
October 12, 2003..................................         100
October 12, 2004..................................         100
October 12, 2005..................................         100
October 12, 2006..................................         100
October 12, 2007..................................         100
October 12, 2008..................................         100
October 12, 2009..................................          28
October 12, 2010 and thereafter...................           0
Weighted Average Life (years)*....................       11.93

------------------------

* The weighted average life of the Class A-3 Certificates is determined by (i) multiplying the amount of each distribution or allocation in reduction of Certificate Principal Amount of such Class by the number of years from the date of determination to the related Distribution Date, (ii) adding the results and (iii) dividing the sum by the aggregate distributions or allocations in reduction of Certificate Principal Amount referred to in clause (i).

               PERCENTAGE OF INITIAL CERTIFICATE PRINCIPAL AMOUNT
                    OUTSTANDING FOR EACH DESIGNATED SCENARIO

                                                                                     CLASS B
                                                    -------------------------------------------------------------------------
DISTIBUTION DATE                                     SCENARIO 1     SCENARIO 2     SCENARIO 3     SCENARIO 4     SCENARIO 5
--------------------------------------------------  -------------  -------------  -------------  -------------  -------------
Initial...........................................          100            100            100            100            100
October 12, 1998..................................          100            100            100            100            100
October 12, 1999..................................          100            100            100            100            100
October 12, 2000..................................          100            100            100            100            100
October 12, 2001..................................          100            100            100            100            100
October 12, 2002..................................          100            100            100            100            100
October 12, 2003..................................          100            100            100            100            100
October 12, 2004..................................          100            100            100            100            100
October 12, 2005..................................          100            100            100            100            100
October 12, 2006..................................          100            100            100            100            100
October 12, 2007..................................            0              0              0              0              0
October 12, 2008..................................            0              0              0              0              0
October 12, 2009..................................            0              0              0              0              0
October 12, 2010..................................            0              0              0              0              0
October 12, 2011 and thereafter...................            0              0              0              0              0
Weighted Average Life (years)*....................         9.41           9.41           9.41           9.41           9.16


DISTIBUTION DATE                                     SCENARIO 6
--------------------------------------------------  -------------
Initial...........................................          100
October 12, 1998..................................          100
October 12, 1999..................................          100
October 12, 2000..................................          100
October 12, 2001..................................          100
October 12, 2002..................................          100
October 12, 2003..................................          100
October 12, 2004..................................          100
October 12, 2005..................................          100
October 12, 2006..................................          100
October 12, 2007..................................          100
October 12, 2008..................................          100
October 12, 2009..................................          100
October 12, 2010..................................           99
October 12, 2011 and thereafter...................            0
Weighted Average Life (years)*....................        13.77

------------------------

* The weighted average life of the Class B Certificates is determined by (i) multiplying the amount of each distribution or allocation in reduction of Certificate Principal Amount of such Class by the number of years from the date of determination to the related Distribution Date, (ii) adding the results and (iii) dividing the sum by the aggregate distributions or allocations in reduction of Certificate Principal Amount referred to in clause (i).

               PERCENTAGE OF INITIAL CERTIFICATE PRINCIPAL AMOUNT
                    OUTSTANDING FOR EACH DESIGNATED SCENARIO

                                                                                    CLASS C-1
                                                    -------------------------------------------------------------------------
DISTIBUTION DATE                                     SCENARIO 1     SCENARIO 2     SCENARIO 3     SCENARIO 4     SCENARIO 5
--------------------------------------------------  -------------  -------------  -------------  -------------  -------------
Initial...........................................          100            100            100            100            100
October 12, 1998..................................          100            100            100            100            100
October 12, 1999..................................          100            100            100            100            100
October 12, 2000..................................          100            100            100            100            100
October 12, 2001..................................          100            100            100            100            100
October 12, 2002..................................          100            100            100            100            100
October 12, 2003..................................          100            100            100            100            100
October 12, 2004..................................          100            100            100            100            100
October 12, 2005..................................          100            100            100            100            100
October 12, 2006..................................          100            100            100            100            100
October 12, 2007..................................            0              0              0              0              0
October 12, 2008..................................            0              0              0              0              0
October 12, 2009..................................            0              0              0              0              0
October 12, 2010..................................            0              0              0              0              0
October 12, 2011..................................            0              0              0              0              0
October 12, 2012 and thereafter...................            0              0              0              0              0
Weighted Average Life (years)*....................         9.73           9.70           9.66           9.60           9.35


DISTIBUTION DATE                                    SCENARIO 6
--------------------------------------------------  -----------
Initial...........................................         100
October 12, 1998..................................         100
October 12, 1999..................................         100
October 12, 2000..................................         100
October 12, 2001..................................         100
October 12, 2002..................................         100
October 12, 2003..................................         100
October 12, 2004..................................         100
October 12, 2005..................................         100
October 12, 2006..................................         100
October 12, 2007..................................         100
October 12, 2008..................................         100
October 12, 2009..................................         100
October 12, 2010..................................         100
October 12, 2011..................................          89
October 12, 2012 and thereafter...................           0
Weighted Average Life (years)*....................       14.30

------------------------

* The weighted average life of the Class C-1 Certificates is determined by (i) multiplying the amount of each distribution or allocation in reduction of Certificate Principal Amount of such Class by the number of years from the date of determination to the related Distribution Date, (ii) adding the results and (iii) dividing the sum by the aggregate distributions or allocations in reduction of Certificate Principal Amount referred to in clause (i).

                     PERCENTAGE OF INITIAL NOTIONAL AMOUNT
                    OUTSTANDING FOR EACH DESIGNATED SCENARIO

                                                                                    CLASS C-2
                                                    -------------------------------------------------------------------------
DISTIBUTION DATE                                     SCENARIO 1     SCENARIO 2     SCENARIO 3     SCENARIO 4     SCENARIO 5
--------------------------------------------------  -------------  -------------  -------------  -------------  -------------
Initial...........................................          100            100            100            100            100
October 12, 1998..................................          100            100            100            100            100
October 12, 1999..................................          100            100            100            100            100
October 12, 2000..................................          100            100            100            100              0
October 12, 2001..................................          100            100            100              0              0
October 12, 2002..................................          100            100              0              0              0
October 12, 2003..................................          100              0              0              0              0
October 12, 2004..................................            0              0              0              0              0
October 12, 2005..................................            0              0              0              0              0
October 12, 2006..................................            0              0              0              0              0
October 12, 2007..................................            0              0              0              0              0
October 12, 2008..................................            0              0              0              0              0
October 12, 2009..................................            0              0              0              0              0
October 12, 2010..................................            0              0              0              0              0
October 12, 2011..................................            0              0              0              0              0
October 12, 2012..................................            0              0              0              0              0
October 12, 2013..................................            0              0              0              0              0
October 12, 2014..................................            0              0              0              0              0
October 12, 2015 and thereafter...................            0              0              0              0              0
Weighted Average Life (years)*....................         6.74           5.74           4.74           3.74           2.74


DISTIBUTION DATE                                     SCENARIO 6
--------------------------------------------------  -------------
Initial...........................................          100
October 12, 1998..................................          100
October 12, 1999..................................          100
October 12, 2000..................................          100
October 12, 2001..................................          100
October 12, 2002..................................          100
October 12, 2003..................................          100
October 12, 2004..................................            0
October 12, 2005..................................            0
October 12, 2006..................................            0
October 12, 2007..................................            0
October 12, 2008..................................            0
October 12, 2009..................................            0
October 12, 2010..................................            0
October 12, 2011..................................            0
October 12, 2012..................................            0
October 12, 2013..................................            0
October 12, 2014..................................            0
October 12, 2015 and thereafter...................            0
Weighted Average Life (years)*....................         6.74

------------------------

* The weighted average life of the Class C-2 Certificates is determined by (i) multiplying the amount of each distribution or allocation in reduction of Certificate Principal or Notional Amount of such Class by the number of years from the date of determination to the related Distribution Date, (ii) adding the results and (iii) dividing the sum by the aggregate distributions or allocations in reduction of Certificate or Notional Principal Amount referred to in clause (i).

               PERCENTAGE OF INITIAL CERTIFICATE PRINCIPAL AMOUNT
                    OUTSTANDING FOR EACH DESIGNATED SCENARIO

                                                                                     CLASS D
                                                    -------------------------------------------------------------------------
DISTIBUTION DATE                                     SCENARIO 1     SCENARIO 2     SCENARIO 3     SCENARIO 4     SCENARIO 5
--------------------------------------------------  -------------  -------------  -------------  -------------  -------------
Initial...........................................          100            100            100            100            100
October 12, 1998..................................          100            100            100            100            100
October 12, 1999..................................          100            100            100            100            100
October 12, 2000..................................          100            100            100            100            100
October 12, 2001..................................          100            100            100            100            100
October 12, 2002..................................          100            100            100            100            100
October 12, 2003..................................          100            100            100            100            100
October 12, 2004..................................          100            100            100            100            100
October 12, 2005..................................          100            100            100            100            100
October 12, 2006..................................          100            100            100            100            100
October 12, 2007..................................           89             89             89             89             89
October 12, 2008..................................           75             75             75             75             75
October 12, 2009..................................           60             60             60             60             60
October 12, 2010..................................           44             44             44             44             44
October 12, 2011..................................           26             23             19             12              0
October 12, 2012 and thereafter...................            0              0              0              0              0
Weighted Average Life (years)*....................        12.48          12.44          12.40          12.38          12.34


DISTIBUTION DATE                                     SCENARIO 6
--------------------------------------------------  -------------
Initial...........................................          100
October 12, 1998..................................          100
October 12, 1999..................................          100
October 12, 2000..................................          100
October 12, 2001..................................          100
October 12, 2002..................................          100
October 12, 2003..................................          100
October 12, 2004..................................          100
October 12, 2005..................................          100
October 12, 2006..................................          100
October 12, 2007..................................          100
October 12, 2008..................................          100
October 12, 2009..................................          100
October 12, 2010..................................          100
October 12, 2011..................................          100
October 12, 2012 and thereafter...................            0
Weighted Average Life (years)*....................        14.54

------------------------
* The weighted average life of the Class D Certificates is determined by (i) multiplying the amount of each distribution or allocation in reduction of Certificate Principal Amount of such Class by the number of years from the date of determination to the related Distribution Date, (ii) adding the results and (iii) dividing the sum by the aggregate distributions or allocations in reduction of Certificate Principal Amount referred to in clause (i).

               PERCENTAGE OF INITIAL CERTIFICATE PRINCIPAL AMOUNT
                    OUTSTANDING FOR EACH DESIGNATED SCENARIO

                                                                                     CLASS E
                                                    -------------------------------------------------------------------------
DISTIBUTION DATE                                     SCENARIO 1     SCENARIO 2     SCENARIO 3     SCENARIO 4     SCENARIO 5
--------------------------------------------------  -------------  -------------  -------------  -------------  -------------
Initial...........................................          100            100            100            100            100
October 12, 1998..................................          100            100            100            100            100
October 12, 1999..................................          100            100            100            100            100
October 12, 2000..................................          100            100            100            100            100
October 12, 2001..................................          100            100            100            100            100
October 12, 2002..................................          100            100            100            100            100
October 12, 2003..................................          100            100            100            100            100
October 12, 2004..................................          100            100            100            100            100
October 12, 2005..................................          100            100            100            100            100
October 12, 2006..................................          100            100            100            100            100
October 12, 2007..................................          100            100            100            100            100
October 12, 2008..................................          100            100            100            100            100
October 12, 2009..................................          100            100            100            100            100
October 12, 2010..................................          100            100            100            100            100
October 12, 2011..................................          100            100            100            100              0
October 12, 2012..................................            0              0              0              0              0
October 12, 2013..................................            0              0              0              0              0
October 12, 2014 and thereafter...................            0              0              0              0              0
Weighted Average Life (years)*....................        14.49          14.49          14.42          14.25          13.99


DISTIBUTION DATE                                     SCENARIO 6
--------------------------------------------------  -------------
Initial...........................................          100
October 12, 1998..................................          100
October 12, 1999..................................          100
October 12, 2000..................................          100
October 12, 2001..................................          100
October 12, 2002..................................          100
October 12, 2003..................................          100
October 12, 2004..................................          100
October 12, 2005..................................          100
October 12, 2006..................................          100
October 12, 2007..................................          100
October 12, 2008..................................          100
October 12, 2009..................................          100
October 12, 2010..................................          100
October 12, 2011..................................          100
October 12, 2012..................................           98
October 12, 2013..................................            0
October 12, 2014 and thereafter...................            0
Weighted Average Life (years)*....................        15.53

------------------------------
* The weighted average life of the Class E Certificates is determined by (i) multiplying the amount of each distribution or allocation in reduction of Certificate Principal Amount of such Class by the number of years from the date of determination to the related Distribution Date, (ii) adding the results and (iii) dividing the sum by the aggregate distributions or allocations in reduction of Certificate Principal Amount referred to in clause (i).

                                USE OF PROCEEDS

    The net proceeds from the sale of Offered Certificates will be used by the Depositor to pay the purchase price of the Mortgage Loans.

                              ERISA CONSIDERATIONS

    The purchase by or transfer to an employee benefit plan or other retirement arrangement, including an individual retirement account or a Keogh plan, which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code, or a "governmental plan" (as defined in Section 3(32) of ERISA) that is subject to any federal, state or local law ("Similar Law") which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a "Plan"), or a collective investment fund in which such Plans are invested, an insurance company using the assets of separate accounts or general accounts which include assets of Plans (or which are deemed pursuant to ERISA or any Similar Law to include assets of Plans) or other persons acting on behalf of any such Plan or using the assets of any such Plan of the Class B, Class C-1, Class C-2, Class X-2, Class D and Class E Certificates (the "ERISA-Restricted Certificates") is restricted. See "Description of the Offered Certificates--Transfer Restrictions." Accordingly, except as specifically referenced herein, the following discussion does not purport to discuss the considerations under ERISA or Section 4975 of the Code with respect to the purchase, holding or disposition of the ERISA-Restricted Certificates. For purposes of the following discussion all references to the Offered Certificates, unless otherwise indicated, shall be deemed to exclude the ERISA-Restricted Certificates.

    As described in the Prospectus under "ERISA Considerations," ERISA and the Code impose certain duties and restrictions on Plans and certain persons who perform services for Plans. For example, unless exempted, investment by a Plan in the Offered Certificates may constitute or give rise to a prohibited transaction under ERISA or the Code. There are certain exemptions issued by the United States Department of Labor (the "Department") that may be applicable to an investment by a Plan in the Offered Certificates. The Department has granted to the Underwriter an individual prohibited transaction exemption (Prohibited Transaction Exemption 91-14, 56 Fed. Reg. 7414 (1991)), referred to herein as the "Exemption," that might be applicable to the initial purchase, the holding, and the subsequent resale by a Plan of certain certificates, such as the Offered Certificates, underwritten by the Underwriter, representing interests in pass-through trusts that consist of certain receivables, loans and other obligations, provided that the conditions and requirements of the Exemption are satisfied. For purposes of this discussion, the term "Underwriter" shall include
(a) Lehman Brothers, (b) any person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with Lehman Brothers, and (c) any member of the underwriting syndicate or selling group of which Lehman Brothers or a person described in (b) is a manager or co-manager with respect to the Offered Certificates. The loans described in the Exemption include mortgage loans such as the Mortgage Loans. However, it should be noted that in issuing the Exemption, the Department may not have considered interests in pools of the exact nature as some of the Offered Certificates.

    Among the conditions that must be satisfied for the Exemption to apply are the following:

    (1) The acquisition of Offered Certificates by a Plan is on terms (including the price for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm's length transaction with an unrelated party;

    (2) The rights and interests evidenced by Offered Certificates acquired by the Plan are not subordinated to the rights and interests evidenced by other Certificates of the Trust Fund;

    (3) The Offered Certificates acquired by the Plan have received a rating at the time of such acquisition that is in one of the three highest generic rating categories from any of DCR, Fitch Investors Service, L.P. ('Fitch'), Moody's or S&P;

    (4) The Trustee must not be an affiliate of any other member of the Restricted Group (as defined below);

    (5) The sum of all payments made to and retained by the Underwriter in connection with the distribution of Offered Certificates represents not more than reasonable compensation for underwriting the Offered Certificates. The sum of all payments made to and retained by the Depositor pursuant to the assignment of the Mortgage Loans to the Trust Fund represents not more than the fair market value of such Mortgage Loans. The sum of all payments made to and retained by the Master Servicer and any other servicer represents not more than reasonable compensation for such person's services under the Pooling Agreement and reimbursement of such person's reasonable expenses in connection therewith; and

    (6) The Plan investing in the Offered Certificates is an "accredited investor" as defined in Rule 501(a)(1) of Regulation D of the Securities and Exchange Commission under the Securities Act of 1933.

    The Trust Fund must also meet the following requirements:

    (a) the corpus of the Trust Fund must consist solely of assets of the type that have been included in other investment pools;

    (b) certificates evidencing interests in such other investment pools must have been rated in one of the three highest rating categories of DCR, Fitch, Moody's or S&P for at least one year prior to the Plan's acquisition of the Offered Certificates pursuant to the Exemption; and

    (c) certificates evidencing interests in such other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan's acquisition of the Offered Certificates pursuant to the Exemption.

    If all of the conditions of the Exemption are met, whether or not a Plan's assets would be deemed to include an ownership interest in the Mortgage Loans in the Mortgage Pool, the acquisition, holding and resale of the Offered Certificates by Plans would be exempt from certain of the prohibited transaction provisions of ERISA and the Code.

    Moreover, the Exemption can provide relief from certain self-dealing/conflict of interest prohibited transactions that may occur if a Plan fiduciary causes a Plan to acquire certificates in a trust in which the fiduciary (or its affiliate) is an obligor on the receivables, loans or obligations held in the trust provided that, among other requirements, (a) in the case of an acquisition in connection with the initial issuance of certificates, at least fifty percent of each class of certificates in which Plans have invested is acquired by persons independent of the Restricted Group and at least fifty percent of the aggregate interest in the trust is acquired by persons independent of the Restricted Group; (b) such fiduciary (or its affiliate) is an obligor with respect to five percent or less of the fair market value of the obligations contained in the trust; (c) the Plan's investment in certificates of any class does not exceed twenty-five percent of all of the certificates of that class outstanding at the time of the acquisition; and (d) immediately after the acquisition no more than twenty-five percent of the assets of the Plan with respect to which such person is a fiduciary are invested in certificates representing an interest in one or more trusts containing assets sold or serviced by the same entity.

    The Exemption does not apply to the purchasing or holding of Offered Certificates by Plans sponsored by the Depositor, the Underwriter, the Trustee, the Master Servicer, any obligor with respect to Mortgage Loans included in the Trust Fund constituting more than five percent of the aggregate unamortized principal balance of the assets in the Trust Fund, or any affiliate of such parties (the "Restricted Group"). Borrowers who are acting on behalf of Plans or who are investing assets of Plans, and any affiliates of any such borrowers, should not purchase any of the Offered Certificates.

    The Underwriter believes that the conditions to the applicability of the Exemption will generally be met with respect to the Class A-1, Class A-2, Class A-3 and Class X-1 Certificates, other than possibly those conditions which are dependent on facts unknown to the Underwriter or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Class of Offered Certificates. However, before purchasing an Offered Certificate, a fiduciary of a Plan should make its own determination as to the availability of the exemptive relief provided by the Exemption or the availability of any other prohibited transaction exemptions, and whether the conditions of any such exemption will be applicable to the Offered Certificates. THE ERISA-RESTRICTED CERTIFICATES MAY NOT BE PURCHASED BY OR TRANSFERRED TO A PLAN OR ANY PERSON ACTING ON BEHALF OF OR INVESTING THE ASSETS OF A PLAN, UNLESS SUCH PERSON IS AN INSURANCE COMPANY INVESTING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF ANY SUCH CERTIFICATE WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER PROHIBITED TRANSACTION CLASS EXEMPTION 95-60.

    Any fiduciary of a Plan considering whether to purchase an Offered Certificate should also carefully review with its own legal advisors the applicability of the fiduciary duty and prohibited transaction provisions of ERISA and the Code to such investment. See "ERISA Considerations" in the Prospectus. A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under any Similar Law.

    The sale of Certificates to a Plan is in no respect a representation by the Depositor or the Underwriter that this investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that this investment is appropriate for Plans generally or any particular Plan.

                        FEDERAL INCOME TAX CONSEQUENCES

    Elections will be made to treat the portion of the Trust Fund exclusive of the Reserve Accounts, the Lock Box Accounts, the Excess Interest, the Excess Interest Distribution Account, the Default Interest, and the Class T Distribution Account, and, in the opinion of Cadwalader, Wickersham & Taft, special tax counsel to the Depositor, such portion of the Trust Fund will qualify, as two separate REMICs (the "Upper-Tier REMIC" and the "Lower-Tier REMIC," respectively) within the meaning of Code Section 860D. The Reserve Accounts and the Lock Box Accounts will be treated as beneficially owned by the respective borrowers for federal income tax purposes. The Lower-Tier REMIC will hold the Mortgage Loans (exclusive of the Excess Interest and the Default Interest, proceeds therefrom, the Collection Account, the Lower-Tier Distribution Account and any REO Property, and will issue (i) certain uncertificated classes of regular interests (the "Lower-Tier Regular Interests") to the Upper-Tier REMIC and (ii) the Class LR Certificates, which will represent the sole class of residual interests in the Lower-Tier REMIC. The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and the Upper-Tier Distribution Account in which distributions thereon will be deposited and will issue (i) classes of regular interests represented by the Regular Certificates and (ii) the Class R Certificates, which will represent the sole class of residual interests in the Upper-Tier REMIC. In addition, the Class A-1, Class A-2, Class A-3, Class B, Class C-1, Class D, Class E and Class F Certificates will also represent undivided beneficial interests in designated portions of the Excess Interest, which portion of the Trust Fund will be treated as part of a grantor trust for federal income tax purposes. Although holders of these Classes of Certificates will be required to allocate their purchase price between their interests in the regular interests in the Upper-Tier REMIC and their beneficial interests in Excess Interest based on the relative fair market values of each, it is anticipated that the rights to Excess Interest will have negligible value as of the Closing Date. The Class T Certificates will represent pro rata undivided beneficial interests in the portion of the Trust Fund consisting of Default Interest (subject to an obligation to pay interest on Advances to the Master Servicer, Special Servicer or Trustee, as the case may be) in respect of the Mortgage Loans, and such portion will be treated as part of the grantor trust for federal income tax purposes.

    The Offered Certificates will be treated as "real estate assets" under Code
Section 856(c)(5)(A), to the extent that the assets of the REMICs are so treated. The interest on the Offered Certificates will be

"interest on obligations secured by mortgages on real property" described in Code Section 856(c)(3)(B) for a real estate investment trust, in the same proportion that the income of the REMICs is so treated.

    A beneficial owner's interest in an Offered Certificate will qualify for the foregoing treatments under Sections 856(c)(5)(A) and 856(c)(3)(B) in their entirety if at least 95% of the REMICs' assets qualify for such treatment, and otherwise will qualify to the extent of the REMICs' percentage of such assets. A beneficial owner's interest in an Offered Certificate will constitute "loans . .
 . secured by an interest in real property which is . . . residential real property" within the meaning of Code Section 7701(a)(19)(C)(v) in the case of a domestic building and loan association, but only to the extent of the portion of the Mortgage Loans (based on the Lower-Tier REMIC's adjusted basis) secured by manufactured housing properties. A Mortgage Loan will not qualify for the foregoing treatments to the extent it has been defeased by United States Treasury obligations. The Lower-Tier REMIC and the Upper-Tier REMIC will be treated as one REMIC solely for the purpose of making the foregoing determinations.

    The regular interests represented by the Offered Certificates generally will be treated as newly originated debt instruments for federal income tax purposes. Beneficial owners of the Offered Certificates will be required to report income on the regular interests represented by the Offered Certificates in accordance with the accrual method of accounting and any income from Excess Interest as such amounts are received or accrued by the Trust Fund, based on their own methods of accounting. See "Federal Income Tax Considerations--Taxation of Regular Interest Securities" in the Prospectus.

    [It is anticipated that the regular interests represented by the Class -- Certificates will be issued with original issue discount in an amount equal to the excess of their initial Certificate Principal Amounts over their respective issue prices. It is also anticipated that the regular interests represented by the Class -- Certificates will be issued at a premium and that the regular interests represented by the Class -- Certificates will be issued with DE MINIMIS original issue discount for federal income tax purposes.] The prepayment assumption applicable for purposes of accruing original issue discount, determining whether any original issue discount is DE MINIMIS, and amortizing premium is Scenario 1, as described above under "Yield, Prepayment and Maturity Considerations--Yield on the Offered Certificates."

    Although unclear for federal income tax purposes, it is anticipated that the Class X-1 and Class X-2 Certificates will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received thereon over their respective issue prices (including accrued interest). Any "negative" amounts of original issue discount on the Class X-1 and Class X-2 Certificates attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently, but may be offset against future positive accruals of original issue discount, if any. Finally, a holder of a Class X-1 and Class X-2 Certificate may be entitled to a loss deduction to the extent it becomes certain that such holder will not recover a portion of its basis in such Certificate, assuming no further prepayments. In the alternative, it is possible that rules similar to the "noncontingent bond method" of the contingent interest rules in the OID Regulations, as amended on June 12, 1996, may be promulgated with respect to the Class X-1 and Class X-2 Certificates. See "Federal Income Tax Considerations--Taxation of Regular Interest Certificates" in the Prospectus. Under the noncontingent bond method, if the interest payable for any period is greater or less than the amount projected, the amount of income included for that period would be either increased or decreased accordingly. Any net reduction in the income accrual for the taxable year below zero (a "Negative Adjustment") would be treated by a Certificateholder as ordinary loss to the extent of prior income accruals and would be carried forward to offset future interest accruals. At maturity, any remaining Negative Adjustment would be treated as a loss on retirement of the Certificate. The legislative history of relevant Code provisions indicates, however, that negative amounts of original issue discount on an instrument such as a REMIC regular interest may not give rise to taxable losses in any accrual period prior to the instrument's disposition or retirement. Thus, it is not clear whether any losses resulting from a Negative Adjustment would be recognized currently or carried forward until disposition of retirement of the debt obligation.

    Although not free from doubt, it is anticipated that any prepayment premiums will be treated as ordinary income to the extent allocable to beneficial owners of the Offered Certificates as such amounts become due to such beneficial owners.

    See "Federal Income Tax Considerations" in the Prospectus.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement between the Depositor and the Underwriter, the Offered Certificates will be purchased from the Depositor by the Underwriter upon issuance. Proceeds to the
Depositor from the sale of the Offered Certificates will be   % of the initial
aggregate Certificate Principal Amount thereof as of the Cut-Off Date, plus accrued interest, if any, from October 11, 1997, before deducting expenses payable by the Depositor.

    The Underwriter is an affiliate of the Depositor and LB Holdings. One or more affiliates of the Underwriter have entered into and may, in the future, enter into other financing arrangements with affiliates of some or all of the borrowers.

    Distribution of the Offered Certificates will be made by the Underwriter from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. The Underwriter may effect such transactions by selling the Offered Certificates to or through dealers, and such dealers may secure compensation in the form of undertaking discounts, concessions or commissions from the Underwriter. In connection with the purchase and sale of the Offered Certificates, the Underwriter may be deemed to have received compensation from the Depositor in the form of underwriting discounts. The Underwriter and any dealers that participate with the Underwriter in the distribution of the Offered Certificate may be deemed to be "Underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Underwriter expects to sell a portion of the Offered Certificates to or through First Union Capital Markets Corp.

    The Depositor has been advised by the Underwriter that, subject to applicable laws and regulations, it currently intends to make a market in the Offered Certificates following completion of the offering. However, it is not obligated to do so and any market making may be discontinued at any time without notice. There can be no assurance that an active trading market will develop or be sustained following the completion of the offering.

    The Depositor has agreed to indemnify the Underwriter against, or make contributions to the Underwriter with respect to, certain liabilities, including liabilities under the Securities Act.

    This Prospectus Supplement and the Prospectus may only be issued or passed on in the United Kingdom to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom this Prospectus Supplement and the Prospectus may otherwise lawfully be issued or passed on.

    The Trust Fund described in this Prospectus Supplement may only be promoted (whether by the issuing or passing on of documents as referred to in the foregoing restriction or otherwise) by an authorized person under Chapter III of the Financial Services Act 1986 of the United Kingdom ("FSA") to a person in the United Kingdom if that person is of a kind described in section 76(2) of the FSA or as permitted by the Financial Services (Promotion of Unregulated Schemes) Regulations 1991 (as amended).

                                LEGAL INVESTMENT

    The Class A-1, Class A-2, Class A-3, Class X-1 and Class B Certificates will constitute "mortgage related securities" for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended ("SMMEA"), so long as they are rated in one of the two highest rating categories by one or more Rating Agencies and the Mortgage Loans are secured by liens on real property. THE CLASS C-1, CLASS C-2,

CLASS X-2, CLASS D AND CLASS E CERTIFICATES WILL NOT CONSTITUTE "MORTGAGE RELATED SECURITIES" WITHIN THE MEANING OF SMMEA.

    Except as to the status of certain Classes of Offered Certificates as "mortgage related securities," no representations are made as to the proper characterization of the Offered Certificates for legal investment purposes, financial institution regulatory purposes, or other purposes, or as to the ability of particular investors to purchase the Offered Certificates under applicable legal investment restrictions. These uncertainties may adversely affect the liquidity of the Offered Certificates. Accordingly, all institutions whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent the Offered Certificates constitute a legal investment or are subject to investment, capital or other restrictions.

    See "Legal Investment" in the Prospectus.

                                    EXPERTS

    The financial statements of DDR/DRA Borrower as of December 31, 1996 and 1995, and for the year ended December 31, 1996 and for the period November 17, 1995 (date of inception) to December 31, 1995, included in this Prospectus Supplement have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of the Courtyard Borrower as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996 included in this Prospectus Supplement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

    The financial statements of Worldwide Plaza Guarantor as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996 appearing in this Prospectus Supplement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing in giving said report.

    Cushman & Wakefield, Inc., Cushman & Wakefield of California, Koeppel Tener Real Estate Services, and CB Commercial are each an independent real estate brokerage, appraisal, management and consulting firm, and have either conducted a market survey or appraised the current fair market value of the Mortgaged Properties. The results of such market surveys and appraisals and references to such firms are set forth in the information included in this Prospectus Supplement under the heading "Description of the Mortgage Loans and Mortgaged Properties" and in the complete report available for inspection at the corporate trust office of the Trustee, and such summary report, together with information based on the complete report included in this Prospectus Supplement, have been included in this Prospectus Supplement in reliance upon the authority of Cushman & Wakefield, Inc., Cushman & Wakefield of California, Koeppel Tener Real Estate Services, and CB Commercial as experts on real estate appraisals.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for the Depositor and for the Underwriter by Cadwalader, Wickersham & Taft, New York, New York.

                                    RATINGS

    It is a condition to the issuance of the Offered Certificates that (i) each of the Class A-1, Class A-2 and Class A-3 Certificates be rated "Aaa" by Moody's Investors Service, Inc. ("Moody's") and "AAA" by

Standard and Poor's Ratings Group ("S&P"); (ii) the Class X-1 Certificates be rated "AAA" by Duff & Phelps Credit Rating Co. ("DCR") and "Aaa" by Moody's (S&P, DCR, and Moody's, each referred to herein as a "Rating Agency" and collectively, the "Rating Agencies"); (iii) the Class B Certificates be rated "Aa2" by Moody's and "AA" by S&P; (iv) the Class C-1, Class C-2 and Class X-2 Certificates be rated "A2" by Moody's and "A" by S&P; (v) the Class D Certificates be rated "BBB" by DCR and "Baa2" by Moody's; (vi) the Class E Certificates be rated "BBB-" by DCR and "Baa3" by Moody's; and (vii) the Class F Certificates be rated "Ba" by Moody's and "BB" by S&P. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. A security rating does not address the frequency of prepayments (both voluntary and involuntary) or the possibility that Certificateholders might suffer a lower than anticipated yield, nor does a security rating address the likelihood of receipt of Prepayment Premiums, Net Default Interest or Excess Interest or the tax treatment of the Certificates. The Rating Agencies' ratings on the Offered Certificates address the likelihood of the timely payment of interest to which each Class is entitled and, other than with respect to the Class X-1 and Class X-2 Certificates, the ultimate repayment of principal by the Rated Final Distribution Date. The ratings do not address the fact that the Certificate Interest Rates of the Offered Certificates, to the extent that they are based on the Group 1 WAC Rate, will be affected by changes therein due to variations in the rates of amortization of the Mortgage Loans. See "Risk Factors" herein and "Yield and Prepayment Considerations" in the Prospectus.

    The Rating Agencies' ratings take into consideration the credit quality of the mortgage pool, structural and legal aspects associated with the Certificates, and the extent to which the payment stream in the mortgage pool is adequate to make payments required under the Certificates. Ratings on mortgage pass-through certificates do not, however, represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by mortgagors, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings thus address credit risk and not prepayment risk. Also, a security rating does not represent any assessment of the yield to maturity that investors may experience.

    The Rating Agencies' ratings of the Offered Certificates do not address the possibility that the holders of the Class X-1 and Class X-2 Certificates might not fully recover their investment in the event of rapid prepayments of the Mortgage Loans (including both voluntary and involuntary prepayments). In general, the ratings thus address credit risk and not prepayment risk. As described herein, the amounts payable with respect to the Class X-1 and Class X-2 Certificates consist only of interest. If the entire pool were to prepay in the initial month, with the result that the Class X-1 and Class X-2 Certificateholders receive only a single month's interest and thus suffer a nearly complete loss of their investment, all amounts "due" to such Holders will nevertheless have been paid, and such result is consistent with the "AAA", "AAA" and "Aaa" rating received on the Class X-1 Certificates or the "A", "A" and "A2" rating received on the Class X-2 Certificates by each of DCR, S&P and Moody's, respectively. The Notional Amount of the Class X-1 and Class X-2 Certificates upon which interest is calculated is reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary. The rating does not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount as so reduced from time to time. Accordingly, the ratings of the Class X-1 and Class X-2 Certificates should be evaluated independently from similar ratings on other types of securities.

    There can be no assurance as to whether any rating agency not requested to rate the Offered Certificates will nonetheless issue a rating and, if so, what such rating would be. A rating assigned to the Offered Certificates by a rating agency that has not been requested by the Depositor to do so may be lower than the rating assigned by the Rating Agencies pursuant to the Depositor's request.

    The rating of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency.

                        INDEX OF SIGNIFICANT DEFINITIONS

                                     --2--

222 South Harbor Boulevard Ground Lease.............................................................           S-176

                                     --A--

ACMs........................................................................            S-50
ADA.........................................................................            S-64
Adjusted Interest Rate......................................................            S-70
Advance Rate................................................................           S-217
Advances....................................................................           S-216
AIG.........................................................................            S-51
Allocated Loan Amount.......................................................            S-93
Annual Debt Service.........................................................            S-93
Annualized Base Rent........................................................            S-94
Anticipated Repayment Date..................................................        S-90, 93
Anticipated Repayment Date Balance..........................................            S-94
Anticipated Repayment Date LTV..............................................            S-94
Anticipated Term............................................................            S-94
Appraisal Reduction Amount..................................................            S-85
Appraisal Reduction Event...................................................            S-85
Approved Transferee.........................................................           S-149
ARD LTV.....................................................................            S-94
Arden ARD Monthly Debt Service Payments.....................................           S-168
Arden Adjusted Interest Rate................................................       S-19, 168
Arden Alteration............................................................           S-169
Arden Anticipated Repayment Date............................................       S-19, 168
Arden Base Interest Rate....................................................       S-19, 168
Arden Borrower..............................................................       S-19, 167
Arden Defeasance Collateral.................................................           S-170
Arden Defeasance Date.......................................................           S-170
Arden Defeasance Period.....................................................           S-169
Arden Deposit Account.......................................................           S-171
Arden Eligible Account......................................................           S-171
Arden Excess Cash Flow......................................................           S-168
Arden Excess Interest.......................................................       S-19, 168
Arden GP....................................................................           S-168
Arden Loan..................................................................            S-19
Arden DSCR..................................................................           S-169
Arden Lock Box Event........................................................           S-171
Arden LP....................................................................           S-168
Arden Management Agreement..................................................           S-180
Arden Manager...............................................................           S-180
Arden Maturity Date.........................................................       S-19, 168
Arden Monthly Debt Service Payments.........................................       S-19, 168
Arden Mortgage..............................................................       S-19, 167
Arden Permitted Encumbrances................................................           S-168
Arden Permitted Prepayment Date.............................................       S-19, 169

Arden Portfolio.............................................................            S-63
Arden Properties............................................................       S-19, 167
Arden REIT..................................................................       S-19, 168
Arden Restoration...........................................................           S-173
Arden Substitute Property...................................................           S-170
Atlanta/Northlake Ground Lease..............................................           S-139
Available Funds.............................................................            S-74
Average Base Rent Per Square Foot...........................................            S-94

                                     --B--

Balloon Payment.......................................................                  S-76
Bankruptcy Code.......................................................                  S-49
Base Interest Rate....................................................                  S-70
Base Management Fee...................................................                 S-142
Bedford Hills Property................................................                 S-203
Best's................................................................                  S-62
Blackstone Affiliate..................................................                 S-148
Blackstone REIT.......................................................                 S-149
Broadway Marketplace Property.........................................                 S-106
Business Day..........................................................                   S-9

                                     --C--

Capitalized Value...........................................................            S-53
Carillon Place Property.....................................................       S-12, 106
Carmel Mountain Plaza Property..............................................           S-106
CERCLA......................................................................            S-50
Certificate Interest Rate...................................................     S-3, 28, 77
Certificate Owners..........................................................            S-88
Certificate Principal Amount................................................             S-3
Certificate Registrar.......................................................            S-86
Certificateholder...........................................................            S-86
Certificateholders..........................................................            S-72
Certificates................................................................      Cover, S-9
Class.......................................................................            S-73
Class T Distribution Account................................................           S-218
Closing Date................................................................           S-109
Code........................................................................            S-37
Collection Account..........................................................           S-217
Collection Period...........................................................            S-76
Commission..................................................................           S-233
Component Notional Amount...................................................        S-28, 78
Countryside Village Property................................................           S-203
Courtyard Accounting Period.................................................           S-127
Courtyard Adjusted Interest Rate............................................       S-13, 126
Courtyard Adjusted Interest Rate............................................       S-13, 126
Courtyard Anticipated Repayment Date........................................       S-13, 126
Courtyard Base Interest Rate................................................       S-13, 126
Courtyard Borrower..........................................................       S-13, 126
Courtyard Cash Collateral Account...........................................           S-132
Courtyard Casualty..........................................................           S-136
Courtyard Closing Date......................................................           S-126

Courtyard Condemnation Award................................................           S-137
Courtyard Debt Service Period...............................................           S-127
Courtyard Defeasance Collateral.............................................           S-129
Courtyard Defeasance Deposit................................................           S-129
Courtyard Defeasance Period.................................................           S-128
Courtyard Defeased Note.....................................................           S-129
Courtyard Excess Cash Flow..................................................           S-127
Courtyard Excess Interest...................................................       S-13, 127
Courtyard GP................................................................           S-126
Courtyard Impositions.......................................................           S-133
Courtyard Insurance Proceeds................................................           S-136
Courtyard Junior Lender.....................................................           S-138
Courtyard Junior Note.......................................................           S-138
Courtyard Loan..............................................................            S-13
Courtyard Lockbox Account...................................................           S-133
Courtyard Lockbox Event.....................................................           S-133
Courtyard Management Agreement..............................................           S-141
Courtyard Manager...........................................................   S-14, 57, 131
Courtyard Manager's Account.................................................       S-57, 131
Courtyard Manager Lockbox Account...........................................           S-133
Courtyard Maturity Date.....................................................       S-13, 126
Courtyard Minimum Rent......................................................           S-139
Courtyard Monthly Debt Service Payment......................................       S-14, 127
Courtyard Mortgage Note.....................................................           S-126
Courtyard Mortgages.........................................................       S-13, 126
Courtyard Operating Account.................................................           S-134
Courtyard Operating Profit Payment Date.....................................           S-127
Courtyard Parent............................................................           S-131
Courtyard Percentage Rent...................................................           S-139
Courtyard Properties........................................................       S-13, 126
Courtyard Qualifying Debt Service...........................................           S-139
Courtyard Release...........................................................           S-129
Courtyard Release Price.....................................................           S-130
Courtyard Rent..............................................................           S-139
Courtyard Restoration.......................................................           S-136
Courtyard Subordinated Obligations..........................................           S-132
Courtyard Substitute Lock Box Account.......................................           S-133
Courtyard Taking............................................................           S-137
Courtyard Undefeased Note...................................................           S-129
Courtyard Yield Maintenance Payment.........................................           S-128
Cross-over Date.............................................................        S-33, 82
Cutler Estates Properties...................................................           S-203
Cut-Off Date................................................................            S-93
Cut-Off Date Allocated Loan Amount..........................................            S-93
Cut-Off Date LTV............................................................            S-94

                                     --D--

DCR.........................................................................            S-39
DDRACC......................................................................           S-107
DDR/DRA Aggregate DSCR......................................................           S-110
DDR/DRA Allocated Loan Amount...............................................           S-110
DDR/DRA Alteration..........................................................           S-108
DDR/DRA Base Interest Rate..................................................       S-12, 107
DDR/DRA Borrowers...........................................................       S-12, 106

DDR/DRA Collateral Value....................................................           S-110
DDR/DRA Debt Service Alteration.............................................           S-109
DDR/DRA Defeasance Amount...................................................           S-110
DDR/DRA Defeasance Collateral...............................................           S-110
DDR/DRA Depository..........................................................           S-111
DDR/DRA Eligible Institution................................................           S-111
DDR/DRA Entities............................................................           S-113
DDR/DRA Escrow Fund.........................................................           S-113
DDR/DRA Expansion...........................................................           S-108
DDR/DRA I Borrower..........................................................       S-12, 106
DDR/DRA I Managing Member...................................................           S-106
DDR/DRA I Properties........................................................           S-106
DDR/DRA II Borrower.........................................................       S-12, 106
DDR/DRA II Managing Member..................................................           S-106
DDR/DRA II Properties.......................................................           S-106
DDR/DRA III Borrower........................................................       S-12, 106
DDR/DRA III General Partner.................................................           S-107
DDR/DRA III Property........................................................           S-106
DDR/DRA Lease-Up Reserve....................................................           S-107
DDR/DRA Loan................................................................            S-12
DDR/DRA Management Agreement................................................           S-125
DDR/DRA Management Agreements...............................................           S-125
DDR/DRA Maturity Date.......................................................       S-12, 107
DDR/DRA Minimum Balance.....................................................           S-112
DDR/DRA Monthly Debt Service Payments.......................................       S-12, 108
DDR/DRA Monthly Insurance Escrow............................................           S-112
DDR/DRA Monthly Tax Escrow..................................................           S-112
DDR/DRA Mortgages...........................................................       S-12, 106
DDR II......................................................................           S-107
DDR III.....................................................................           S-107
DDR IV......................................................................           S-108
DDR/DRA Note A..............................................................       S-12, 106
DDR/DRA Note B..............................................................       S-12, 106
DDR/DRA Note C..............................................................       S-12, 106
DDR/DRA Notes...............................................................       S-12, 106
DDR/DRA Operating Accounts..................................................           S-111
DDR/DRA Outparcel...........................................................           S-111
DDR/DRA Permitted Prepayment Period.........................................       S-12, 109
DDR/DRA Primary Event.......................................................           S-111
DDR/DRA Properties..........................................................       S-12, 106
DDR/DRA Property DSCR.......................................................           S-109
DRR/DRA Property Manager....................................................           S-125
DDR/DRA Qualified Manager...................................................           S-111
DDR/DRA Reconfiguration Project.............................................           S-109
DDR/DRA Remaining Property..................................................           S-111
DDR/DRA Restoration.........................................................           S-116
DDR/DRA Secondary Event.....................................................       S-57, 112
DDR/DRA Subordinate Debt....................................................       S-54, 115
DDR/DRA Taxes and Insurance Reserve Account.................................           S-113
DDR/DRA Threshold Amount....................................................           S-108
DDR/DRA Yield Maintenance Premium...........................................           S-108

DDRC........................................................................       S-12, 106
Debt Service Coverage Ratio.................................................            S-93
Debt Service Release Conditions.............................................           S-129
Debt Service Reserve Account................................................           S-134
Default Interest............................................................            S-76
Default Rate................................................................            S-76
Defeasance Lockout Period...................................................            S-26
Definitive Certificate......................................................            S-86
Department..................................................................           S-257
Depositor...................................................................      Cover, S-9
Determination Date..........................................................           S-216
Directing Class.............................................................           S-230
Distribution Date...........................................................         S-3, 74
Distribution Date Statement.................................................           S-236
Dow.........................................................................            S-51
DRA.........................................................................           S-107
DRA Entities................................................................           S-113
DSCR........................................................................            S-93
DTC.........................................................................     Cover, S-10
Due Date....................................................................            S-10

                                     --E--

Edwardsville Property.................................................                 S-203
Effective Servicing Fee Rate..........................................                 S-234
Eligible Bank.........................................................                 S-219
EPA...................................................................                  S-51
ERISA.................................................................             S-37, 257
ERISA-Restricted Certificate..........................................                  S-88
Event of Default......................................................                 S-223
Excess Cash Flow......................................................                  S-70
Excess Interest.......................................................              S-70, 76
Excess Interest Distribution Account..................................                 S-218
Excess Prepayment Interest Shortfall..................................                  S-84
Excess Rate...........................................................                  S-76
Exchange Act..........................................................                 S-138
Exemption.............................................................             S-37, 257
Extended Coverage.....................................................                 S-172
Extended Scheduled Payment............................................                 S-226

                                     --F--

Fairfax Towne Center Property...............................................           S-106
FF&E Reserve Account........................................................           S-131
Final Recovery Determination................................................           S-236
First P&I Date..............................................................            S-94
First Week Transfer.........................................................           S-132
Fiscal Agent................................................................          S-4, 9
Fitch.......................................................................           S-257
Fixed Voting Rights Percentage..............................................           S-226
Florida DDR/DRA Mortgage....................................................       S-12, 106

Form 8-K....................................................................           S-105
FSA.........................................................................           S-261

                                     --G--

GAAP........................................................................            S-91
GLA.........................................................................        S-13, 94
GMACCM......................................................................        S-9, 234
Group 1 Loans...............................................................        S-30, 74
Group 1 Certificates........................................................            S-28
Group 1 Realized Loss.......................................................            S-83
Group 1 WAC Rate............................................................        S-29, 78
Group 2 Certifcates.........................................................            S-28
Group 2 Loan................................................................        S-30, 74
Group 2 Realized Loss.......................................................            S-84

                                     --H--

Holder......................................................................            S-86
Holders.....................................................................            S-88

                                     --I--

ICIP Program................................................................            S-60
Incentive Management Fee....................................................           S-142
Independence Commons Property...............................................           S-106
Indirect Participants.......................................................            S-87
Initial Pool Balance........................................................            S-89
Interest Accrual Amount.....................................................        S-31, 77
Interest Accrual Period.....................................................            S-77
Interest Distribution Amount................................................        S-31, 77
Interest Reserve Account....................................................           S-218
Interest Shortfall..........................................................        S-31, 77

                                     --J--

JC Penney...................................................................           S-196
JC Penney Lease.............................................................           S-201

                                     --L--

LARWQCB.....................................................................            S-52
LB Holdings.................................................................  Cover, S-9, 89
LB Realty...................................................................        S-25, 89
LC..........................................................................            S-92
LIBOR.......................................................................           S-144
LIBOR Business Day..........................................................           S-144
LIBOR Determination Date....................................................           S-144
Liquidation Fee.............................................................           S-235
Loan Group..................................................................            S-30

Loan Group 1................................................................         S-3, 30
Loan Group 2................................................................     S-3, 30, 74
Loan Sale Agreement.........................................................            S-89
Loan-to-Value Ratio.........................................................            S-94
Local Account...............................................................           S-132
Lock Box Accounts...........................................................           S-217
Lower-Tier Distribution Account.............................................           S-218
Lower-Tier Regular Interests................................................           S-259
Lower-Tier REMIC............................................................         S-4, 36
LTV.........................................................................        S-90, 94
LUST........................................................................            S-50

                                     --M--

Macerich Limited Partner, The...............................................      S-182, 191
Macerich Property Manager...................................................      S-190, 202
Macerich REIT...............................................................      S-181, 191
                                                                                 S-125, 167,
Manager's Subordination.....................................................             181
Marriott Ground Lease.......................................................           S-139
Marriott Ground Leases......................................................            S-46
Marriott Ground Lessors.....................................................      S-126, 139
Master Servicer.............................................................          S-3, 9
Master Servicer Remittance Date.............................................           S-215
MII.........................................................................       S-46, 126
MII Master Account..........................................................           S-131
Moody's.....................................................................       S-39, 262
Mortgage....................................................................            S-89
Mortgage Loan Assumptions...................................................           S-246
Mortgage Loans..............................................................           Cover
Mortgage Pool...............................................................     Cover, S-11
Mortgage Rate...............................................................            S-30
Mortgaged Properties........................................................     Cover, S-11
Mortgaged Property..........................................................            S-89
Mortgages...................................................................            S-11

                                     --N--

Negative Adjustment.........................................................           S-260
Net Default Interest........................................................            S-76
Net Mortgage Rate...........................................................        S-29, 79
Net Operating Income........................................................            S-91
Net REO Proceeds............................................................            S-76
New Hope Commons Property...................................................           S-106
NOI.........................................................................            S-91
Non-Blackstone Membership Change............................................           S-149
Non-Florida DDR/DRA Mortgages...............................................       S-12, 106
Non-Florida DDR/DRA Properties..............................................       S-12, 106
Note........................................................................        S-11, 89
Notional Amount.............................................................         S-3, 73
NPL.........................................................................            S-51

                                     --O--

OCC.........................................................................            S-94
Occupancy...................................................................            S-94
Occupancy Costs.............................................................            S-94
Offered Certificates........................................................             S-3
One Northwestern Plaza Ground Lease.........................................           S-165
Operating Partnership.......................................................           S-149
Original Principal Balance..................................................            S-94
Originators.................................................................        S-25, 89
Owner's Priority Return.....................................................           S-132

                                     --P--

P&I Advance.................................................................       S-34, 215
P&I Certificates............................................................        S-27, 73
Participants................................................................            S-86
PCBs........................................................................            S-50
PCE.........................................................................            S-52
Percentage Interest.........................................................            S-74
Perimeter Pointe Property...................................................           S-106
Permitted Investments.......................................................           S-219
Permitted Reorganization....................................................           S-139
Permitted Transferee........................................................           S-114
Plan........................................................................   S-38, 88, 257
Plant.......................................................................            S-51
Plant Site..................................................................            S-51
Plant Site Affected Area....................................................            S-51
Pooling Agreement...........................................................        S-9, 212
Post-Release Debt Service...................................................           S-130
Post-Release DSCR...........................................................           S-130
PPLI........................................................................           S-167
Prentiss Adjusted Interest Rate.............................................       S-17, 155
Prentiss Anticipated Repayment Date.........................................       S-17, 155
Prentiss ARD Monthly Debt Service Payments..................................       S-18, 155
Prentiss Base Interest Rate.................................................       S-17, 155
Prentiss Borrower...........................................................       S-17, 154
Prentiss Defeasance Collateral..............................................           S-156
Prentiss Defeasance Date....................................................           S-156
Prentiss DSCR...............................................................           S-155
Prentiss Excess Cash Flow...................................................        S-18-155
Prentiss Excess Interest....................................................           S-155
Prentiss G.P................................................................           S-154
Prentiss G.P. Managing Member...............................................           S-154
Prentiss L.P................................................................           S-154
Prentiss Loan...............................................................            S-17
Prentiss Lock Box Account...................................................           S-157
Prentiss Management Agreement...............................................           S-167
Prentiss Manager............................................................           S-167
Prentiss Maturity Date......................................................       S-18, 155
Prentiss Monthly Debt Service Payments......................................       S-18, 155

Prentiss Mortgages..........................................................       S-17, 154
Prentiss Outside Closing Date...............................................           S-157
Prentiss Permitted Encumbrances.............................................           S-154
Prentiss Permitted Prepayment Date..........................................           S-155
Prentiss Pro Rata Release Amount............................................           S-156
Prentiss Properties.........................................................       S-17, 154
Prentiss REIT...............................................................       S-17, 154
Prentiss Release Amount.....................................................           S-156
Prentiss Subparcel..........................................................           S-155
Prentiss Substitute Property................................................           S-157
Prepayment Interest Shortfall...............................................            S-84
Prepayment Lockout Period...................................................            S-91
Prepayment Premiums.........................................................            S-76
Pre-Release Debt Service....................................................           S-130
Pre-Release DSCR............................................................           S-130
Prime Rate..................................................................           S-217
Principal Distribution Amount...............................................            S-79
Principal Prepayments.......................................................            S-76
Principal Shortfall.........................................................            S-80
Prior Reference Period Release..............................................           S-130
Private Certificates........................................................         S-3, 73
Property Advances...........................................................           S-216
Property Condition Reports..................................................           S-104
psf.........................................................................            S-94

                                     --Q--

qualified mortgage..........................................................            S-42

                                     --R--

Rated Final Distribution Date...............................................           S-252
Rating Agencies.............................................................       S-39, 263
Rating Agency...............................................................       S-39, 263
Realized Loss...............................................................            S-83
Record Date.................................................................            S-74
Reference Period............................................................           S-129
Regular Certificates........................................................     S-4, 37, 79
Rehabilitation Fee..........................................................           S-235
Reinvestment Yield..........................................................           S-128
REMIC.......................................................................         S-4, 36
REO Account.................................................................            S-73
REO Mortgage Loan...........................................................            S-80
REO Property................................................................            S-73
Repurchase Price............................................................           S-213
Reserve Accounts............................................................            S-90
Residual Certificates.......................................................            S-37
Restricted Group............................................................       S-38, 258
Reuters Screen LIBOR Page...................................................           S-144
REVPAR......................................................................           S-138

Royal Country Property......................................................       S-24, 203
Rules.......................................................................            S-87

                                     --S--

S&P.........................................................................       S-39, 263
Sales Per SF................................................................            S-94
San Francisco Ground Lease..................................................           S-139
Scenarios...................................................................      S-247, 248
Scheduled Payment...........................................................            S-75
Securities Act..............................................................           S-261
Servicing Compensation......................................................            S-75
Servicing Fee...............................................................           S-234
Servicing Fee Rate..........................................................           S-234
Servicing Standard..........................................................           S-214
SF/Units....................................................................            S-94
Shearman Oaks Property......................................................           S-203
Shell.......................................................................            S-51
Shoppers World Property.....................................................           S-106
Similar Law.................................................................       S-88, 257
SMMEA.......................................................................       S-40, 261
SPE Entities................................................................           S-114
Special Lease Payments......................................................           S-148
Special Servicer............................................................        S-9, 235
Special Servicer's Appraisal Reduction Estimate.............................            S-85
Special Servicing Fee.......................................................           S-235
Specially Serviced Mortgage Loan............................................           S-214
Stated Principal Balance....................................................            S-79
Subordinated Management Obligations.........................................           S-142
Subordinated Rental Obligations.............................................           S-139
Successor Manager...........................................................           S-220
Sun Communities A Defeasance Amount.........................................           S-205
Sun Communities Defeasance Collateral.......................................           S-206
Sun Communities A Mortgages.................................................       S-23, 203
Sun Communities A Properties................................................       S-23, 203
Sun Communities A Release Property..........................................           S-205
Sun Communities Adjusted Interest Rate......................................       S-24, 204
Sun Communities Anticipated Repayment Date..................................       S-24, 204
Sun Communities B Defeasance Amount.........................................           S-206
Sun Communities B Mortgage..................................................       S-24, 203
Sun Communities B Release Property..........................................           S-206
Sun Communities Base Interest Rate..........................................       S-24, 204
Sun Communities Borrower A..................................................       S-23, 203
Sun Communities Borrower B..................................................       S-23, 203
Sun Communities Borrowers...................................................       S-23, 203
Sun Communities Cash Collateral Account.....................................           S-207
Sun Communities Closing Date................................................           S-204
Sun Communities Collateral Value............................................           S-206
Sun Communities Defeasance Collateral.......................................           S-206
Sun Communities DSCR........................................................           S-206
Sun Communities Excess Interest.............................................       S-24, 204

Sun Communities Funding.....................................................           S-203
Sun Communities Loan........................................................            S-23
Sun Communities Local Accounts..............................................           S-207
Sun Communities Management Agreement........................................           S-210
Sun Communities Manager.....................................................           S-210
Sun Communities Manager's Subordination.....................................           S-211
Sun Communities Maturity Date...............................................       S-24, 204
Sun Communities Monthly Debt Service Payment................................           S-204
Sun Communities Monthly Debt Service Payments...............................            S-24
Sun Communities Mortgages...................................................       S-24, 203
Sun Communities Note A......................................................       S-23, 203
Sun Communities Note B......................................................       S-23, 203
Sun Communities Notes.......................................................       S-23, 203
Sun Communities Permitted Prepayment Period.................................       S-24, 205
Sun Communities Properties..................................................       S-24, 203
Sun Communities Release Price...............................................           S-206
Sun Communities Restoration.................................................           S-208
Sun Guaranty................................................................       S-23, 203

                                     --T--

Tax and Insurance Escrow Event..............................................           S-133
TI..........................................................................            S-92
Timberbrook Property........................................................           S-203
Total Revenue...............................................................            S-91
Total Value.................................................................            S-93
Town Center Prado Property..................................................           S-106
Treasury Rate...............................................................           S-128
Trust Fund..................................................................           Cover
Trust REMICs................................................................             S-4
Trustee.....................................................................      S-4, 9, 89
Trustee Fee.................................................................           S-232
Trustee Fee Rate............................................................           S-232

                                     --U--

U.S. Obligations............................................................           S-126
Underwriter.................................................................    Cover, S-257
Underwritten Net Cash Flow..................................................            S-92
Unscheduled Payments........................................................            S-76
Unscheduled Principal Payments..............................................           S-146
Updated Appraisal...........................................................           S-226
Upper-Tier Distribution Account.............................................           S-218
Upper-Tier REMIC............................................................    S-4, 36, 259

                                     --V--

Valley View Adjusted Interest Rate..........................................       S-22, 192
Valley View Alteration......................................................           S-193
Valley View Anchor Stores...................................................           S-201
Valley View Anticipated Repayment Date......................................       S-22, 192

Valley View ARD Monthly Debt Service Payments...............................       S-22, 192
Valley View Base Interest Rate..............................................       S-22, 192
Valley View Borrower........................................................       S-22, 191
Valley View Defeasance Collateral...........................................           S-194
Valley View Defeasance Date.................................................           S-194
Valley View Defeasance Note.................................................           S-194
Valley View Defeasance Obligor..............................................           S-194
Valley View Defeasance Period...............................................           S-194
Valley View Deposit Account.................................................           S-195
Valley View DSCR............................................................           S-194
Valley View Eligible Account................................................           S-195
Valley View Excess Cash Flow................................................           S-192
Valley View Excess Interest.................................................       S-22, 192
Valley View GP..............................................................           S-191
Valley View Loan............................................................            S-22
Valley View Lock Box........................................................           S-195
Valley View Lock Box Event..................................................           S-194
Valley View Management Agreement............................................           S-202
Valley View Manager's Subordination.........................................           S-202
Valley View Maturity Date...................................................       S-22, 192
Valley View Monthly Debt Service Payment....................................       S-22, 192
Valley View Mortgage........................................................       S-22, 191
Valley View Operating Agreement.............................................           S-201
Valley View Permitted Encumbrances..........................................           S-192
Valley View Permitted Owner.................................................           S-196
Valley View Property........................................................       S-22, 191
Valley View Reinvestment Yield Rate.........................................           S-193
Valley View Restoration.....................................................           S-198
Valley View Total Loss......................................................           S-198
Valley View Transferee......................................................           S-196
Value.......................................................................            S-93
Villa Marina Adjusted Interest Rate.........................................       S-20, 182
Villa Marina Alteration.....................................................           S-183
Villa Marina Anticipated Repayment Date.....................................       S-20, 182
Villa Marina ARD Monthly Debt Service Payments..............................       S-21, 182
Villa Marina Base Interest Rate.............................................       S-20, 182
Villa Marina Borrower.......................................................       S-20, 181
Villa Marina Defeasance Collateral..........................................           S-184
Villa Marina Defeasance Date................................................           S-184
Villa Marina Defeasance Note................................................           S-184
Villa Marina Defeasance Obligor.............................................           S-184
Villa Marina Defeasance Period..............................................           S-184
Villa Marina Deposit Account................................................           S-185
Villa Marina DSCR...........................................................           S-185
Villa Marina Eligible Account...............................................           S-185
Villa Marina Excess Cash Flow...............................................           S-182
Villa Marina Excess Interest................................................       S-21, 182
Villa Marina GP.............................................................           S-181
Villa Marina Loan...........................................................            S-20
Villa Marina Lock Box.......................................................           S-185
Villa Marina Lock Box Event.................................................           S-184

Villa Marina Management Agreement...........................................           S-190
Villa Marina Manager's Subordination........................................           S-191
Villa Marina Marketplace....................................................           S-189
Villa Marina Maturity Date..................................................       S-21, 182
Villa Marina Monthly Debt Service Payments..................................           S-182
Villa Marina Mortgage.......................................................       S-20, 181
Villa Marina Permitted Encumbrances.........................................           S-182
Villa Marina Permitted Owner................................................           S-186
Villa Marina Phase I........................................................           S-189
Villa Marina Phase II.......................................................           S-189
Villa Marina Property.......................................................       S-20, 181
Villa Marina Reinvestment Yield Rate........................................           S-183
Villa Marina Restoration....................................................           S-188
Villa Marina Total Loss.....................................................           S-188
Villa Marina Transferee.....................................................           S-186
Voluntary LIBOR Payment.....................................................           S-146
Voting Rights...............................................................           S-226

                                     --W--

Withheld Amounts............................................................           S-218
Woodfield Village Green Property............................................           S-106
Worldwide Plaza Additional Collateral.......................................       S-15, 146
Worldwide Plaza Adjusted Interest Rate......................................       S-15, 145
Worldwide Plaza Amenities Parcel............................................           S-143
Worldwide Plaza Anticipated Repayment Date..................................       S-15, 144
Worldwide Plaza Assignment of Management Agreement..........................           S-153
Worldwide Plaza Award.......................................................           S-151
Worldwide Plaza Borrower....................................................       S-15, 143
Worldwide Plaza Building....................................................           S-152
Worldwide Plaza Cash Management Account.....................................           S-149
Worldwide Plaza Casualty....................................................           S-151
Worldwide Plaza Closing Date................................................           S-143
Worldwide Plaza Component...................................................       S-14, 144
Worldwide Plaza Debt Service Period.........................................           S-145
Worldwide Plaza Default Rate................................................           S-145
Worldwide Plaza Defeasance Collateral.......................................           S-147
Worldwide Plaza Defeasance Conditions.......................................           S-147
Worldwide Plaza Defeasance Event............................................           S-147
Worldwide Plaza Defeasance Period...........................................           S-147
Worldwide Plaza Defeasance Release Amount...................................           S-147
Worldwide Plaza Defeased Note...............................................           S-147
Worldwide Plaza Excess Cash Flow............................................           S-145
Worldwide Plaza Excess Interest.............................................       S-15, 145
Worldwide Plaza Fixed Component.............................................           S-146
Worldwide Plaza Fixed Component A...........................................       S-14, 144
Worldwide Plaza Fixed Component B...........................................       S-14, 144
Worldwide Plaza Fixed Components............................................       S-14, 144
Worldwide Plaza Fixed Interest Rate.........................................       S-15, 144
Worldwide Plaza Guarantee...................................................           S-143
Worldwide Plaza Guarantor...................................................           S-143
Worldwide Plaza Guarantor GP................................................            S-67

Worldwide Plaza Guarantor Subordinate Mortgage..............................           S-151
Worldwide Plaza Guarantor Subordinate Mortgages.............................       S-55, 152
Worldwide Plaza Guaranty Mortgage...........................................           S-143
Worldwide Plaza Insurance Proceeds..........................................           S-151
Worldwide Place Interest Rate Cap Agreement.................................           S-145
Worldwide Plaza Leasing Agreement...........................................           S-153
Worldwide Plaza LIBOR Component.............................................       S-14, 144
Worldwide Plaza LIBOR Rate..................................................       S-15, 144
Worldwide Plaza Loan........................................................            S-14
Worldwide Plaza Lockout Yield Maintenance Payment...........................           S-146
Worldwide Plaza Management Agreement........................................           S-153
Worldwide Plaza Manager.....................................................           S-153
Worldwide Plaza Maturity Date...............................................           S-144
Worldwide Plaza Monthly Debt Service Payment................................           S-145
Worldwide Plaza Mortgage....................................................       S-14, 143
Worldwide Plaza Mortgage Note...............................................           S-143
Worldwide Plaza Principal Reduction Payment.................................           S-145
Worldwide Plaza Property....................................................       S-14, 143
Worldwide Plaza Reorganization Order........................................            S-67
Worldwide Plaza Restoration.................................................           S-151
Worldwide Plaza SPM.........................................................           S-143
Worldwide Plaza Subagent....................................................           S-153
Worldwide Plaza Undefeasance................................................           S-146
Worldwide Plaza Undefeased Note.............................................           S-147
Worldwide Plaza Yield Maintenance Premium...................................           S-146
Worldwide Plaza Defeasance Deposit..........................................           S-147

                                   EXHIBIT A

                              FINANCIAL STATEMENTS
                               TABLE OF CONTENTS

Financial Statements for Community Centers One L.L.C., Community Centers Two
  L.L.C. and Shoppers World Joint Venture (the borrowers under the DDR/DRA
  Loan)......................................................................    EXHIBIT A-1

Financial Statements for Courtyard by Marriott Limited Partnership (the
  borrower under the Courtyard Loan).........................................    EXHIBIT A-2

Financial Statements for BRE/Worldwide L.L.C. (the borrower under the
  Worldwide Plaza Loan)......................................................    EXHIBIT A-3

Summary Financial Information for Prentiss Properties Real Estate Fund I,
  L.P. (the borrower under the Prentiss Loan)................................    EXHIBIT A-4

Summary Financial Information for Arden Realty Finance Partnership, L.P. (the
  borrower under the Arden Loan).............................................    EXHIBIT A-5

                                                                     EXHIBIT A-1
COMMUNITY CENTERS ONE L.L.C.,
COMMUNITY CENTERS TWO L.L.C.
            AND
SHOPPERS WORLD COMMUNITY CENTER, L.P.

COMBINED INTERIM FINANCIAL STATEMENTS


For the Six Months Ended June 30, 1997
and June 30, 1996

(Unaudited)









                                       A-1-1

                          Community Centers One L.L.C.,
                          Community Centers Two L.L.C.
                    and Shoppers World Community Center, L.P.

                             Combined Balance Sheets
                                   (Unaudited)

                                                June 30, 1997     June 30, 1996
                                                -------------     -------------
Assets
Real estate rental property:
      Land                                      $ 116,411,168     $ 112,922,187
      Buildings                                   366,644,301       340,219,448
      Trucks and equipment                             56,481            46,688
      Construction in progress                     11,137,427        30,697,323
                                                -------------     -------------
                                                  494,249,377       483,885,646
      Less accumulated depreciation               (13,290,750)       (4,714,947)
                                                -------------     -------------
      Real estate, net                            480,958,627       479,170,699

Cash and cash equivalents                           2,367,001         2,566,024
Accounts receivable, net                           11,783,257        10,925,742
Deferred financing costs, net                       5,427,449         1,754,286
Other assets                                        2,828,189           247,480
                                                -------------     -------------
      Total assets                              $ 503,364,523     $ 494,664,231
                                                =============     =============

Liabilities and Members' Capital
Mortgage payable                                $ 322,500,000     $ 190,000,000
Construction loan                                        --         123,565,243
Accrued real estate taxes                           5,502,981         7,861,524
Accrued interest                                    1,454,081         1,645,528
Accounts payable and other accrued expenses           980,320         7,878,301
Tenant security deposits                              486,513           344,530
Accounts payable, net - Managers                      343,837           759,516
                                                -------------     -------------
      Total liabilities                           331,267,732       332,054,642

Members' capital                                  172,096,791       162,609,589
                                                -------------     -------------
      Total liabilities and members' capital    $ 503,364,523     $ 494,664,231
                                                =============     =============



                                       A-1-2

                          Community Centers One L.L.C.,
                          Community Centers Two L.L.C.
                                       and
                      Shoppers World Community Center, L.P.

                        Combined Statements of Operations
                                   (Unaudited)

                                                     For the          For the
                                                    Six Month        Six Month
                                                   Period Ended     Period Ended
                                                    June 30,          June 30,
                                                      1997              1996
                                                   -----------      -----------
Revenues
    Minimum rent                                   $25,773,179      $21,226,763
    Percentage rent                                     25,641          238,737
    Recoveries from tenants                          7,088,557        6,011,231
    Other income                                       579,753          453,071
                                                   -----------      -----------
                                                    33,467,130       27,929,802
                                                   -----------      -----------
Expenses
    Interest                                        11,079,337        8,598,716
    Depreciation and amortization                    4,551,970        3,793,163
    Real estate taxes                                4,047,619        3,764,180
    Operating and maintenance                        2,804,399        2,535,917
    Management fees                                  1,317,395        1,024,719
    General and administrative                         104,061          134,070
                                                   -----------      -----------
                                                    23,904,781       19,850,765
                                                   -----------      -----------

Net income                                         $ 9,562,349      $ 8,079,037
                                                   ===========      ===========


                                       A-1-3

                          Community Centers One L.L.C.,
                          Community Centers Two L.L.C.
                                       and
                      Shoppers World Community Center, L.P.

                        Combined Statements of Cash Flows
                                   (Unaudited)

                                                              For the          For the
                                                           Period Ended     Period Ended
                                                             June 30,         June 30,
                                                               1997             1996
                                                          -------------     ------------
Operating activities:
  Net income                                              $   9,562,349     $  8,079,037
  Adjustments to reconcile net income to net cash
    provided by (used) for operating activities:
      Depreciation and amortization                           4,562,624        3,793,568
      Amortization of deferred finance costs                    601,296          589,915
      Changes in operating assets and liabilities, net
        of assets and liabilities acquired:
          Accounts receivable                                  (596,022)          18,645
          Other assets                                       (2,358,957)       2,208,199
          Accounts payable and accrued expenses                 265,276          533,583
                                                          -------------     ------------
            Total adjustments                                 2,474,217        7,143,910
                                                          -------------     ------------
      Net cash provided by operating activities              12,036,566       15,222,947
                                                          -------------     ------------

Investing activities:
    Purchase and construction of real estate and
      related assets                                         (9,732,313)     (32,175,679)
    Proceeds from sales of land                                    --            840,724
                                                          -------------     ------------
      Net cash used in investing activities                  (9,732,313)     (31,334,955)
                                                          -------------     ------------

Financing activities:
  Proceeds from mortgage borrowings                         322,500,000             --
  Payment of mortgage and construction loans               (326,000,000)            --
  Proceeds from construction loans                            6,521,884       10,247,475
  Payment of deferred financing costs                        (4,381,773)        (653,094)
  Distribution to Members                                    (7,500,000)      (4,000,000)
  Capital contributions from Members                          7,000,000       10,850,000
                                                          -------------     ------------
    Net cash provided by (used) for
      financing activities                                   (1,859,889)      16,444,381
                                                          -------------     ------------
        Net increase in cash and cash equivalents               444,364          332,373
  Cash and cash equivalents at beginning of period            1,922,637        2,233,651
                                                          -------------     ------------
  Cash and cash equivalents at end of period              $   2,367,001     $  2,566,024
                                                          =============     ============

                                       A-1-4

                          Community Centers One L.L.C.,
                          Community Centers Two L.L.C.
                                       and
                      Shoppers World Community Center, L.P.

                 Notes to Combined Interim Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

   The Company is engaged in the business of owning and operating ten community power shopping centers. The tenant base includes primarily national retail chains and local retailers, consequently the Company's credit risk is concentrated in the retail industry.

INTERIM STATEMENTS

   The interim financial data for the six months ended June 30, 1997 and 1996 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim period. The results for the period presented are not necessarily indicative of the results for the full year.

2. MORTGAGE PAYABLE

   In May 1997, the Company refinanced its existing mortgage and construction agreements. The new mortgage, aggregating $322.5 million, bears interest at a fixed coupon rate of 7.378% and matures in June 2002. The loan requires monthly payments of interest and a single balloon payment at maturity. The loan is secured by the ten shopping centers.



                                  A-1-5

                   THIS PAGE INTENTIONALLY LEFT BLANK


















                                   A-1-6

COMMUNITY CENTERS ONE L.L.C.,
COMMUNITY CENTERS TWO L.L.C.
AND SHOPPERS WORLD COMMUNITY CENTER, L.P.

COMBINED FINANCIAL STATEMENTS

For the Year Ended December 31, 1996
and for the Period November 17, 1995
(date of inception) to December 31, 1995 with Report of Independent Accountants














                                   A-1-7

                          Community Centers One L.L.C.,
                          Community Centers Two L.L.C.
                                       and
                      Shoppers World Community Center, L.P.

                          Combined Financial Statements

                    For the Year Ended December 31, 1996 and
            for the Period from November 17, 1995 (date of inception)
                              to December 31, 1995


                                    Contents

Report of Independent Accountants ....................................  A-1-9
Combined Balance Sheets ..............................................  A-1-10
Combined Statements of Operations ....................................  A-1-11
Combined Statements of Members' Capital ..............................  A-1-12
Combined Statements of Cash Flows ....................................  A-1-13
Notes to Combined Financial Statements ...............................  A-1-14











                                       A-1-8

                    REPORT OF INDEPENDENT ACCOUNTANTS


To Developers Diversified Realty Corporation and DRA Advisors, Inc.


In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of managers' capital and of cash flows present fairly, in all material respects, the financial position of Community Centers One, L.L.C., Community Centers Two, L.L.C. and Shoppers World Community Center, L.P. at December 31, 1996 and 1995, and the results of their operations and their cash flows for the year ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audited. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
Cleveland, Ohio
February 21, 1997





                                       A-1-9

                          Community Centers One L.L.C.,
                          Community Centers Two L.L.C.
                                       and
                      Shoppers World Community Center, L.P.

                             Combined Balance Sheets

                                                         December 31,
                                                    1996              1995
                                                -------------     -------------
Assets
Real estate rental property:
           Land                                 $ 109,981,671     $ 114,062,909
           Buildings                              363,637,590       296,589,269
           Trucks and equipment                        56,480              --
           Construction in progress                10,841,324        41,898,513
                                                -------------     -------------
                                                  484,517,065       452,550,691
           Less accumulated depreciation           (8,733,184)         (926,842)
                                                -------------     -------------
           Real estate, net                       475,783,881       451,623,849

Cash and cash equivalents                           1,922,637         2,233,651
Accounts receivable, net                           11,187,235        10,944,387
Deferred financing costs, net                       1,646,972         1,691,107
Other assets                                          474,289         2,461,112
                                                -------------     -------------
           Total assets                         $ 491,015,014     $ 468,954,106
                                                =============     =============

Liabilities and Members' Capital
Mortgage payable                                $ 190,000,000     $ 190,000,000
Construction loan                                 129,478,116       113,317,768
Note payable                                             --             700,000
Accrued real estate taxes                           4,066,126         4,979,214
Accrued interest                                    1,755,771         1,726,881
Accounts payable and other accrued expenses         1,769,747         9,611,435
Tenant security deposits                              458,859           311,940
Accounts payable, net - Managers                      451,952           626,316
                                                -------------     -------------
           Total liabilities                      327,980,571       321,273,554

Members' capital                                  163,034,443       147,680,552
                                                -------------     -------------
Total liabilities and members' capital          $ 491,015,014     $ 468,954,106
                                                =============     =============

The accompanying notes are an integral part of these combined financial statements.


                                       A-1-10

                          Community Centers One L.L.C.,
                          Community Centers Two L.L.C.
                                       and
                      Shoppers World Community Center, L.P.

                        Combined Statements of Operations

                                                                  For the Period
                                                                   November 17,
                                                    For the        1995 (date of
                                                   Year Ended      inception) to
                                                  December 31,     December 31,
                                                     1996              1995
                                                  -----------       -----------
Revenues
     Minimum rent                                 $45,045,472       $ 4,801,644
     Percentage rent                                  283,540              --
     Recoveries from tenants                       12,773,523         1,281,802
     Other income                                     901,467            18,337
                                                  -----------       -----------
                                                   59,004,002         6,101,783
                                                  -----------       -----------
Expenses
     Interest                                      18,536,932         2,139,707
     Depreciation and amortization                  7,816,458           927,967
     Real estate taxes                              7,308,944           706,780
     Operating and maintenance                      5,147,851           679,495
     Management fees                                2,227,146           135,815
     General and administrative                       256,504            68,863
                                                  -----------       -----------
                                                   41,293,835         4,658,627
                                                  -----------       -----------

Net income                                        $17,710,167       $ 1,443,156
                                                  ===========       ===========

The accompanying notes are an integral part of these combined financial statements.


                                       A-1-11

                          Community Centers One L.L.C.,
                          Community Centers Two L.L.C.
                                       and
                      Shoppers World Community Center, L.P.

                     Combined Statements of Members' Capital

                                                 DDCC             DRA             Total
                                            -------------    -------------    -------------
Balance at November 17, 1995 (inception)    $        --      $        --      $        --
Capital contributions                          73,118,698       73,118,698      146,237,396
Net income                                        721,578          721,578        1,443,156
                                            -------------    -------------    -------------
Balance at December 31, 1995                   73,840,276       73,840,276      147,680,552

Capital contributions                           5,421,862        5,421,862       10,843,724
Distributions                                  (6,600,000)      (6,600,000)     (13,200,000)
Net income                                      8,855,083        8,855,084       17,710,167
                                            -------------    -------------    -------------
Balance at December 31, 1996                $  81,517,221    $  81,517,222    $ 163,034,443
                                            =============    =============    =============

The accompanying notes are an integral part of these combined financial statements.


                                       A-1-12

                          Community Centers One L.L.C.,
                          Community Centers Two L.L.C.
                                       and
                      Shoppers World Community Center, L.P.

                        Combined Statements of Cash Flows

                                                                               For the Period
                                                                                November 17,
                                                                 For the        1995 (date of
                                                               Year Ended       inception) to
                                                               December 31,      December 31,
                                                                  1996              1995
                                                              -------------     -------------
Operating activities:
  Net income                                                  $  17,710,167     $   1,443,156
  Adjustments to reconcile net income to net cash
    provided by (used) for operating activities:
      Depreciation and amortization                               7,816,458           927,967
      Amortization of deferred finance costs                      1,200,450            97,063
      Changes in operating assets and liabilities, net
        of assets and liabilities acquired:
          Accounts receivable                                      (119,358)       (7,949,385)
          Other assets                                            1,976,707          (543,913)
          Accounts payable and accrued expenses                  (1,586,095)        5,969,676
                                                              -------------     -------------
            Total adjustments                                     9,288,162         1,498,592
                                                              -------------     -------------
      Net cash provided by (used) for operating activities       26,998,329           (55,436)
                                                              -------------     -------------

Investing activities:
  Purchase and construction of real estate and
    related assets                                              (41,021,845)     (445,159,965)
  Proceeds from sales of land                                     1,664,745              --
  Construction deposits                                                --            (917,942)
                                                              -------------     -------------
      Net cash used in investing activities                     (39,357,100)     (446,077,907)
                                                              -------------     -------------

Financing activities:
  Proceeds from mortgage borrowings                                    --         190,000,000
  Proceeds from construction loans                               16,160,348       113,317,768
  Payment of deferred financing costs                            (1,756,315)       (1,188,170)
  Distributions to Members                                      (13,200,000)             --
  Capital contributions from Members                             10,843,724       146,237,396
                                                              -------------     -------------
    Net cash provided by financing activities                    12,047,757       448,366,994
                                                              -------------     -------------
      Net (decrease) increase in cash and cash equivalents         (311,014)        2,233,651
  Cash and cash equivalents at beginning of period                2,233,651              --
                                                              -------------     -------------
  Cash and cash equivalents at end of period                  $   1,922,637     $   2,233,651
                                                              =============     =============

The accompanying notes are an integral part of these financial statements.


                                       A-1-13

                          Community Centers One L.L.C.,
                           Community Center Two L.L.C.
                                       and
                      Shoppers World Community Center, L.P.

                     Notes to Combined Financial Statements

                                December 31, 1996


1.    Organization of Company

Community Centers One L.L.C., Community Centers Two L.L.C. and Shoppers World Community Center, L.P. (collectively, referred as the "Company") are joint ventures each individually formed on November 17, 1995 to acquire certain assets of the Homart Community Center Division ("Homart") of Homart Development Co. (a subsidiary of Sears, Roebuck and Co. -"Sears") from an affiliate of General Growth Properties, Inc., ("General Growth'). General Growth had contracted to purchase Homart as part of its acquisition of Homart Development Co. Community Centers One L.L.C., Community Centers Two L.L.C. and Shoppers World Community Center, L.P. were all formed in the State of Delaware.

The combined financial statements reflect the assets and liabilities of all three entities as each has the same members and management, and ownership interest. All significant intercompany accounts and transactions have been eliminated.

The Company's members are DD Community Centers One, Inc., DD Community Centers Two, Inc. and DD Community Centers Three, Inc., wholly owned subsidiaries of Developers Diversified Realty Corporation ("DDR"), and a consortium of third party investors, including a private REIT, owned by institutional investors advised by DRA Advisors, Inc. ("DRA"), three limited partnerships whose respective limited partners are pension funds and whose general partners are affiliates of DRA and one corporation whose owners are affiliates of DRA. DDR is the managing member and is responsible for the day-to-day management of the centers. DDR and DRA are referred to herein as the "Managers".

The Company acquired ten power centers, aggregating in excess of four million square feet of gross leasable area ("GLA"), located in major metropolitan areas throughout the United States as well as several outlots and pad sites adjacent to the ten power centers and certain other power centers previously sold by Sears.


                                       A-1-14

The ten shopping center properties held by the Company ("Community Center Properties") are summarized as follows:

                                              Year          Company
                                        Built/Construction   Owned        Total
Center                    Location          Commenced         GLA          GLA
--------------------------------------------------------------------------------
Carmel Mountain Plaza     San Diego, CA       1993          446,484      534,843
Broadway Market Place     Denver, CO          1993          369,386      382,576
Carillon Place            Naples, FL          1994          266,438      281,773
Town Center Prado         Marietta, GA        1995          270,440      326,218
Woodfield Village Green   Schaumburg, IL      1993          501,092      516,092
New Hope Commons          Durham, NC          1995          408,292      470,947
Fairfax Towne Center      Fairfax, VA         1994          253,941      253,941
Perimeter Pointe          Atlanta, GA         1995          262,191      380,334
Shoppers World            Framingham, MA      1994          716,393      777,332
Independence Commons      Independence, MO    1995          365,062      378,662
                                                          ---------    ---------
                                                          3,859,719    4,302,718
                                                          =========    =========

The total purchase price, as adjusted in 1996, for the Community Center Properties aggregated $444.1 million and was funded using proceeds from $300.1 million of secured indebtedness, $4.7 million of assumed net liabilities and $139.3 million of cash, of which one-half each was provided by DDR and DRA in 1995 and 1996.

DDR and DRA each have the right to trigger a purchase or sale of its interest in any of the individual joint ventures comprising the Company (the "Reciprocal Purchase Rights"). The Reciprocal Purchase Rights give both Managers the right, under certain circumstances, to establish a price, following which the other party has the right to purchase the interest of the other party, or sell its interest to the other party, at that price. The Reciprocal Purchase Rights may be invoked by the Managers (i) at any time after November 17, 1999 or (ii) prior to the expiration of such four-year period if the management and leasing agreement with DDR is terminated or either Manager is in default under the governing documents of the Community Center Community Center, L.P.

The Managers also each have the right to initiate a purchase and sale of the Community Center Properties (the "Property Purchase Rights"). The Property Purchase Rights give both the Managers the right, under certain circumstances after November 17, 1999 or upon default of any community center joint venture partner under the governing documents of each joint venture agreement to establish a price for one or more of such properties, following which the other party has the option to (i) purchase one or more of such properties from the Company at such price or (ii) permit either to (A) purchase from the Company all such properties which the other party elects not to purchase, at such price and/or (B) cause the Company to sell to a third party all such properties which the other party elects not to purchase.



                                       A-1-15

In addition, at any time after November 17, 1998, DRA may convert all or a portion of its respective interests in the Company into common shares of DDR, in accordance with the terms set forth in the governing documents of the joint venture. However, if DRA elects to convert its respective interest into common shares of DDR, DDR will have the sole option to pay cash instead of issuing common shares. If DDR agrees to the issuance of common shares, the agreement provides that DRA will execute a lock-up arrangement acceptable to DDR.

2.    Summary of Significant Accounting Principles

Nature of Business

The Company is engaged in the business of owning and operating the ten community power shopping centers discussed in Note 1. The tenant base includes primarily national retail chains and local retailers, consequently the Company's credit risk is concentrated in the retail industry.

Revenues derived from the Company's largest tenant aggregated 7.4% and 8.1% of total revenues, respectively, for the year ended December 31, 1996 and for the period November 17, 1995 through December 31, 1995. The Company's ten largest tenants comprise 39.3% and 39.2% of total revenues, respectively, for the year ended December 31, 1996 and for the period November 17, 1995 through December 31, 1995. The Managers believe the Company's portfolio is diversified in terms of location of its shopping centers and its tenant profile. Adverse changes in general or local economic conditions could result in the inability of some existing tenants of the Company to meet their lease obligations and could otherwise adversely affect the Company's ability to attract and retain tenants. During 1995 and 1996, certain national and regional retailers have experienced financial difficulties and several have filed for protection under bankruptcy laws. However, no significant bankruptcies have occurred through February 21, 1997 affecting the Company's portfolio of tenants.

Real Estate

Real estate assets are stated at cost less accumulated depreciation, which, in the opinion of the Company, is not in excess of the individual properties' estimated gross undiscounted future cash flows. This assessment was made on the basis of the Company's continued ownership and use of such properties as well as considering the current and future expected occupancy levels. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets as follows:

      Buildings                           40 years
      Furniture/Fixtures                  Useful lives, which approximate
        and Tenant Improvements             lease terms, where applicable


                                       A-1-16

Depreciation expense was $7,806,342 and $926,842, respectively, for the year ended December 31, 1996 and for the period November 17, 1995 to December 31, 1995. Expenditures for maintenance and repairs are charged to operations as incurred. Renovations which improve or extend the life of the asset are capitalized.

Included in land is undeveloped real estate, generally outlots or expansion pads, with a net book value of approximately $11.9 million, adjacent to the shopping centers owned by the Company. These outlots or expansion pads are not collateralized by the current mortgage payable or construction loan.

Construction in progress includes shopping center development projects. The Company capitalizes interest on funds used for the construction or expansion of shopping centers. Capitalization of interest ceases when construction activities are complete and the property is available for occupancy by tenants. For the year ended December 31, 1996 and for the period November 17, 1995 to December 31, 1995, the Company capitalized interest of $2,660,143 and $502,173, respectively.

Deferred Financing Costs

Costs incurred in obtaining long-term financing are amortized over the terms of the related debt agreements and is reflected as interest expense in the statement of operations.

Organization Cost

Costs incurred in the formation of the Company have been capitalized and are being amortized on a straight-line basis over a sixty month period.

Revenue Recognition

Minimum rents from tenants are recognized monthly based upon total fixed cash flow over the initial term of the lease, using the straight line method. Percentage and overage rents are recognized after the reported tenant sales have exceeded the applicable sales breakpoint. Revenues associated with tenant reimbursements are recognized in the period in which the expenses are incurred based upon provisions of tenant leases.

Interest and Real Estate Taxes

Interest and real estate taxes incurred during the construction period are capitalized and depreciated over the building life. Interest paid during the year ended December 31, 1996 and for the period November 17, 1995 to December 31, 1995, aggregated $19,967,673 and $817,936, respectively.


                                       A-1-17

Statement of Cash Flows and Supplemental Disclosure of Non-Cash Investing and Financing Information

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

For the period November 17, 1995 through December 31, 1995, the Company assumed receivables aggregating $4.1 million and liabilities aggregating approximately $11.5 million (including $.7 million of notes payable) in conjunction with the acquisition of the shopping centers. In addition, included in accounts payable at December 31, 1995 is $0.6 million of deferred finance costs. The foregoing transactions did not provide or use cash and, accordingly, are not reflected in the statement of cash flows.

Income Taxes

No provision has been made in the accompanying financial statements for any Federal income taxes since each item of income, gain, loss, deduction or credit is reportable by the members in their respective income tax returns.

INTEREST RATE SWAP AGREEMENTS

Interest rate swap agreements accounted for as anticipatory hedges are related to planned refinances of certain of the Company's variable rate indebtedness. Upon refinance of such indebtedness, any gain or loss associated with the termonation of the interest rate swap agreement is deferred and recognized over the life of the refinanced indebtedness.

Impairment of Long-Lived Assets

The Company adopted the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of (SFAS 121), on January 1, 1996. SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of SFAS 121 did not have an impact on financial position, results of operations, or liquidity of the Company.

                                       A-1-18

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires the Managers to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

3.    Accounts Receivable

Accounts receivable in the balance sheet are principally due from tenants and are expected to be collected within one year except for receivables associated with the recognition of straight-line rental income which will be collected over the terms of the related tenant leases (Note 1). The following is a summary of the components of accounts receivable:

                                                           December 31,

                                                      1996             1995
                                                  ------------     ------------
      Currently due                               $  9,367,657     $ 10,680,137
      Straight-line rents, net                       2,596,033          395,455
                                                  ------------     ------------
                                                    11,963,690       11,075,592
      Less -  allowance for uncollectible
       amounts                                        (776,455)        (131,205)
                                                  ------------     ------------
                                                  $ 11,187,235     $ 10,944,387
                                                  ============     ============

4.    Deferred Financing Costs

Deferred financing costs consist of the following:
                                                            December 31,
                                                        1996            1995
                                                     -----------     -----------
Deferred financing costs - construction and
  bridge loan                                        $ 1,709,644     $ 1,088,170
Deferred financing costs - long term financing         1,234,841         700,000
                                                     -----------     -----------
                                                       2,944,485       1,788,170
Less-accumulated amortization                         (1,297,513)         97,063
                                                     -----------     -----------
                                                     $ 1,646,972     $ 1,691,107
                                                     ===========     ===========

The Company incurred deferred finance costs aggregating $1,709,644 associated with obtaining the Company's initial construction financing (Notes 6 and 7). Accordingly, the amortization of deferred financing costs associated with the construction financing and initial mortgage debt is based on an eighteen month period. The Company and a financial institution are in the process of arranging long term financing through a securitization. The Company has incurred an additional $1,234,841 of deferred costs associated with the securitization. Costs associated with this financing will be amortized over the term of the long term financing which is scheduled to be completed in May 1997.

                                       A-1-19

5.    Other Assets

Other assets are comprised of the following at December 31,:

                                                     1996                1995
                                                  ----------          ----------
Prepaid insurance                                 $  152,662          $     --
Construction deposits                                136,682           2,317,942
Other deposits                                       144,851              99,295
Organization costs, net                               40,086              43,875
                                                  ----------          ----------
                                                  $  474,289          $2,461,112
                                                  ==========          ==========


6.    Construction Loan

The Company entered into a construction loan agreement with a financial institution, which provides for maximum borrowings of $140 million, the proceeds of which have or will be used for the acquisition and completion of construction of three shopping centers. At December 31, 1996, $129,478,116 had been borrowed. Interest is payable monthly at a rate per annum equal to LIBOR (5.6172% at December 31, 1996) plus 1.0%. The principal is payable on or before May 15, 1997 and is secured by the three shopping centers having a net book value of $185.4 million at December 31, 1996, and related tenant leases. The loan requires monthly payments of interest only.

7.    Mortgage Payable

The Company entered into two loan agreements with a financial institution, aggregating $190 million, with interest at a rate per annum equal to LIBOR (5.5625% at December 31, 1996) plus .75%. The loans have a maturity date of May 31, 1997, and are secured by seven shopping centers, having a net book value of $287 million at December 31, 1996, and related tenant leases. The loan requires monthly payments of interest only.

8.    Note Payable

At December 31, 1995, the Company had a note payable of $700,000 which represented a portion of the net liabilities assumed in the initial purchase price. The note did not bear interest and was paid in full in February 1996.

                                       A-1-20

9.    Other Income

Other income is comprised of the following:

                                                            1996          1995
                                                          --------      --------
Lease termination fees                                    $491,852      $   --
Interest income                                            306,367        17,179
Other                                                      103,248         1,158
                                                          --------      --------
                                                          $901,467      $ 18,337
                                                          ========      ========

10.   Transactions with Related Parties

Management fees and capitalized development fees earned by DDR aggregated $1,948,754 and $1,343,246, respectively, for the year ended December 31, 1996 and $108,603 and $483,892, respectively, for the period from November 17, 1995 through December 31, 1995. Management fees earned by DRA aggregated $278,394 and $14,810, respectively, for the year ended December 31, 1996 and for the period November 17, 1995 through December 31, 1995.

Fees earned by DDR and DRA are determined pursuant to provisions set forth in the joint venture agreements. The management fee payable to DDR and DRA is determined at an amount equal to 3.5% and 0.5%, respectively, of gross income, as defined in the Management Agreement. The development fee payable to DDR is equal to 5% of 95% of the funds expended or reserved for construction. The management fees are charged to operations while development fees covering the supervision of construction activities are capitalized as a cost of buildings.

DDR may earn leasing fees equal to 5% of net base rent, up to $3.00 per square foot, for any new leases signed. DDR may also earn a fee equal to 3% of net base rent, not to exceed $1.80 per square foot, for any lease extensions, expansions or renewals. DRA may receive a leasing advisory fee equal to fifty percent of the 5% leasing fee for any new leases registered by or on behalf of any DRA entity. DDR earned leasing fees of $62,763 in 1996. No leasing fees or advisory fees were earned in 1995.

DDR may earn sales commissions relating to the sale of outlots or residual land equal to 10% of the net proceeds. Commissions payable to outside brokers are to be deducted from the 10% due DDR. DDR earned a commission of $44,500 relating to the sale of an out parcel in 1996; no commissions were earned in 1995.

In accordance with the Management Agreement, insurance coverage is provided through DDR's insurance policies which provides liability and property coverage. The Company remits to DDR, through an independent insurance agent, a premium which aggregated $941,414 in 1996 and $109,568 in 1995, to fund an insurance escrow account relating to deductibility clauses associated with DDR's insurance policies.


                                       A-1-21

At December 31, 1996 and 1995 accounts payable (net) to DDR and DRA consisted of the following:

                                                           1996           1995
                                                        ---------      ---------
Leasing and commission fees                             $ 107,263      $    --
Development fees                                          202,550        453,843
Acquisition costs                                          13,663         49,060
Insurance premiums                                        216,688           --
Management fees                                              --          123,413
                                                        ---------      ---------
                                                          540,164        626,316
Less - insurance premiums receivable                      (88,212)          --
                                                        ---------      ---------
                                                        $ 451,952      $ 626,316
                                                        =========      =========

11.   Commitments

Shopping center space is leased to tenants pursuant to agreements which provide for terms ranging generally from one to 30 years and, in some cases, for annual rentals which are subject to upward adjustments based on operating expense levels, sales volume, or contractual increases as defined in the lease agreements.


The scheduled future minimum revenues from rental property under the terms of all noncancelable tenant leases, assuming no new or renegotiated leases or option extensions for such premises, for the five years ending December 31, and thereafter, were as follows:

      1997                          $ 49,415,935
      1998                            49,801,703
      1999                            48,898,364
      2000                            47,949,266
      2001                            45,788,401
      Thereafter                     462,474,436
                                    ------------
                                    $704,328,105
                                    ============

In conjunction with the development and expansion of the shopping centers, the Company has entered into construction agreements aggregating approximately $4.8 million.

12.   Fair Value of Financial Instruments

Considerable judgment is necessary to develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The following methods and assumptions were used by the Company in estimating its fair value disclosures of financial instruments:

                                       A-1-22

Cash and cash equivalents, accounts receivable, accounts payable, notes payable, accruals and other liabilities:

The carrying amounts reported in the balance sheet for these financial instruments approximated fair value because of the short maturity of those instruments.

Debt:

The carrying amounts of the Company's mortgage approximates fair value because such borrowing is at variable rates.

Interest rate swap:

During 1996, the Company entered into interest rate hedge agreements to manage interest costs and risks associated with the Company's proposed refinancing.
At December 31, 1996, the estimated fair value of the interest rate swap agreement was an obligation of approximately $3,720,130 representing an unrealized loss. The Company is exposed to credit losses to the extent of counterparty nonperformance, but does not anticipate that it will incur any such losses.

The fair value refinancing is based upon the estimated amount that the Company would pay to terminate the contract at the reporting date.


                                       A-1-23

                       [THIS PAGE INTENTIONALLY LEFT BLANK]

                                                                     EXHIBIT A-2

                   COURTYARD BY MARRIOTT LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     CONDENSED BALANCE SHEET
                           (UNAUDITED)

                                          June 20,     December 31,
                                            1997           1996
                                          --------      ----------
                                               (in thousands)

                              ASSETS

Property and equipment, net. . . . . .   $300,646       $300,939
Due from Courtyard Management
  Corporation. . . . . . . . . . . . .      9,244          5,325
Other assets . . . . . . . . . . . . .     18,327         11,536
Cash and cash equivalents. . . . . . .     10,051         12,709
                                         --------       --------

                                         $338,268       $330,509
                                         --------       --------
                                         --------       --------

                LIABILITIES AND PARTNERS' DEFICIT

LIABILITIES
  Mortgage debt. . . . . . . . . . . .   $323,874       $288,975
  Due to Marriott International, Inc.
    and affiliates . . . . . . . . . .     19,741         19,848
  Due to Host Marriott Corporation . .     13,297         12,975
  Incentive management fees due to
    Courtyard Management Corporation .      6,500         25,596
  Accounts payable and accrued
    liabilities. . . . . . . . . . . .      1,437          2,445
                                         --------       --------

      Total Liabilities. . . . . . . .    364,849        349,839
                                         --------       --------

PARTNERS' CAPITAL (DEFICIT)
  General Partner. . . . . . . . . . .         (3)           474
  Limited Partners . . . . . . . . . .    (26,578)       (19,804)
                                         --------       --------

      Total Partners' Deficit. . . . .    (26,581)       (19,330)
                                         --------       --------

                                         $338,268       $330,509
                                         --------       --------
                                         --------       --------



               CONDENSED STATEMENT OF OPERATIONS
                           (UNAUDITED)

                                               Twenty-Four Weeks Ended
                                                June 20,      June  14,
                                                  1997          1996
                                               ----------    ----------
                                                    (in thousands)

REVENUES . . . . . . . . . . . . . . . . . .    $46,190        $41,946

                                                -------        -------
OPERATING COSTS AND EXPENSES
     Interest. . . . . . . . . . . . . . . .     11,693         10,755
     Depreciation. . . . . . . . . . . . . .      8,040          9,117
     Base and Courtyard management fees  . .      5,392          5,022
     Incentive management fees . . . . . . .      4,512          4,371
     Ground rent, taxes and other. . . . . .      5,893          6,382
                                                -------        -------

                                                 35,530         35,647
                                                -------        -------

NET INCOME BEFORE
     EXTRAORDINARY ITEMS . . . . . . . . . .     10,660          6,299

EXTRAORDINARY ITEMS
     Gain on forgiveness of deferred fees. .     14,896             --
     Loss on extinguishment of debt. . . . .     (2,423)            --
                                                -------        -------

                                                 12,473             --
                                                -------        -------

NET INCOME . . . . . . . . . . . . . . . . .    $23,133         $6,299
                                                -------        -------
                                                -------        -------



                                                  Twelve Weeks Ended
                                                June 20,      June  14,
                                                  1997          1996
                                               ----------    ----------
                                                    (in thousands)

REVENUES . . . . . . . . . . . . . . . . . .    $24,502        $23,040
                                                -------        -------

OPERATING COSTS AND EXPENSES
     Interest. . . . . . . . . . . . . . . .      6,113          5,360
     Depreciation. . . . . . . . . . . . . .      3,933          4,559
     Base and Courtyard management fees  . .      2,785          2,638
     Incentive management fees . . . . . . .      4,512          2,474
     Ground rent, taxes and other. . . . . .      2,380          3,188
                                                -------        -------

                                                 19,723         18,219
                                                -------        -------

NET INCOME . . . . . . . . . . . . . . . . .    $ 4,779        $ 4,821
                                                -------        -------
                                                -------        -------


                                        A-2-1

                   COURTYARD BY MARRIOTT LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                CONDENSED STATEMENT OF CASH FLOWS
                           (UNAUDITED)

                                               Twenty-Four Weeks Ended
                                               June 20,        June 14,
                                                 1997            1996
                                              ----------      ---------
                                                    (in thousands)

OPERATING ACTIVITIES
 Net income. . . . . . . . . . . . . . . . .  $  23,133       $  6,299
 Extraordinary items . . . . . . . . . . . .    (12,473)            --
                                              ---------       --------

 Net income before extraordinary items . . .     10,660          6,299
 Noncash items . . . . . . . . . . . . . . .      8,789         14,284
 Changes in operating accounts . . . . . . .     (9,234)        (4,777)
                                              ---------       --------

  Cash provided by operations. . . . . . . .     10,215         15,806
                                              ---------       --------

INVESTING ACTIVITIES
 Additions to property and
  equipment, net . . . . . . . . . . . . . .     (7,747)        (8,452)
Change in property improvement fund. . . . .     (3,752)         4,261
                                              ---------       --------

   Cash used in investing activities . . . .    (11,499)        (4,191)
                                              ---------       --------

FINANCING ACTIVITIES
 Proceeds from mortgage debt . . . . . . . .    325,000             --
 Repayments of mortgage debt . . . . . . . .   (290,101)       (13,727)
 Capital distributions . . . . . . . . . . .    (30,384)            --
 Payment of financing costs. . . . . . . . .     (5,889)            --
                                              ---------       --------

   Cash used in financing activities . . . .     (1,374)       (13,727)
                                              ---------       --------

DECREASE IN CASH
 AND CASH EQUIVALENTS. . . . . . . . . . . .     (2,658)        (2,112)

CASH AND CASH EQUIVALENTS
 at beginning of period. . . . . . . . . . .     12,709         11,013
                                              ---------       --------

CASH AND CASH EQUIVALENTS
 at end of period. . . . . . . . . . . . . .  $  10,051       $  8,901
                                              ---------       --------
                                              ---------       --------

SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION:
 Cash paid for mortgage interest . . . . . .  $  11,945       $ 11,292
                                              ---------       --------
                                              ---------       --------

                       NOTES TO CONDENSED FINANCIAL STATEMENTS
                                     (UNAUDITED)

1. The accompanying condensed financial statements have been prepared by the Courtyard by Marriott Limited Partnership (the "Partnership") without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted from the accompanying statements. The Partnership believes the disclosures made are adequate to make the information presented not misleading. However, the condensed financial statements should be read in conjunction with the Partnership's financial statements and notes thereto included in the Partnership's Annual Report for the fiscal year ended December 31, 1996. Interim results are not necessarily indicative of fiscal year performance because of seasonal and short-term variations.

     For financial reporting purposes, the net income of the Partnership is allocated 95% to the Limited Partners and 5% to the General Partner. Significant differences exist between the net income for financial reporting purposes and the net income reported for Federal income tax purposes. These differences are due primarily to the use for income tax purposes of accelerated depreciation methods, shorter depreciable lives for the assets, difference in the timing of recognition of certain fees and straight-line rent adjustments.

2.   Revenues consist of Hotel operating results as follows (in thousands):

                                                Twenty-Four Weeks Ended
                                                June 20,       June 14,
                                                  1997           1996
                                                --------       --------

     HOTEL SALES
       Rooms . . . . . . . . . . . . . . . .    $80,694        $74,366
       Food and beverage . . . . . . . . . .      6,078          6,124
       Other . . . . . . . . . . . . . . . .      3,100          3,209
                                                -------        -------
                                                 89,872         83,699
                                                -------        -------
     HOTEL EXPENSES
       Departmental direct costs
        Rooms. . . . . . . . . . . . . . . .     16,958         16,325
        Food and beverage. . . . . . . . . .      5,114          5,156
       Other hotel operating expenses. . . .     21,610         20,272
                                                -------        -------
                                                 43,682         41,753
                                                -------        -------

     REVENUES. . . . . . . . . . . . . . . .    $46,190        $41,946
                                                -------        -------
                                                -------        -------



                                                   Twelve Weeks Ended
                                                June 20,       June 14,
                                                  1997           1996
                                                --------       --------

     HOTEL SALES
       Rooms . . . . . . . . . . . . . . . .    $41,793        $39,104
       Food and beverage . . . . . . . . . .      3,055          3,184
       Other . . . . . . . . . . . . . . . .      1,576          1,682
                                                -------        -------
                                                 46,424         43,970
                                                -------        -------
     HOTEL EXPENSES
       Departmental direct costs
        Rooms. . . . . . . . . . . . . . . .      8,704          8,391
        Food and beverage. . . . . . . . . .      2,614          2,605
       Other hotel operating expenses. . . .     10,604          9,934
                                                -------        -------
                                                 21,922         20,930
                                                -------        -------

     REVENUES. . . . . . . . . . . . . . . .    $24,502        $23,040
                                                -------        -------
                                                -------        -------


                                        A-2-2

--------------------------------------------------------------------------------

3. On March 21, 1997, the Partnership completed a refinancing of both the 49 Hotels and Hartford Hotel mortgage loan. The total amount of the debt was increased from $280.8 million to $325 million. The net proceeds from the refinancing was used to (i) repay the 49 Hotels and Hartford Hotel mortgage loans of $280.8 million; (ii) make a $7 million contribution to the property improvement fund to cover anticipated shortfalls; (iii) reserve $7 million to pay financing costs; and (iv) make a $30.2 million partial return of capital distribution to the partners.

     The remaining balance of $2.4 million in financing costs related to the 49 Hotels and Hartford Hotel mortgage loans was fully amortized in connection with the refinancing and has been reflected as an extraordinary loss on the statement of operations.

     In connection with this refinancing, a new management agreement was negotiated with Courtyard Management Corporation (the "Manager"). Under the new agreement, in exchange for payment of $4.2 million of deferred management fees at closing, the Manager agreed to forgive $14.9 million of deferred fees leaving a $6.5 million balance of accrued incentive management fees. The forgiveness of deferred fees of $14.9 million has been reflected as an extraordinary gain on the statement of operations.


                                        A-2-3

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





--------------------------------------------------------------------------------

TO THE PARTNERS OF COURTYARD BY MARRIOTT LIMITED PARTNERSHIP:

We have audited the accompanying balance sheet of Courtyard by Marriott Limited Partnership (a Delaware limited partnership) as of December 31, 1996 and 1995, and the related statements of operations, changes in partners' capital (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the General Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Courtyard by Marriott Limited Partnership as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                                             ARTHUR ANDERSEN LLP

Washington, D.C.
April 11, 1997


                                        A-2-4

STATEMENT OF OPERATIONS


COURTYARD BY MARRIOTT LIMITED PARTNERSHIP
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
(in thousands, except per Unit amounts)
--------------------------------------------------------------------------------

                                               1996        1995        1994
                                               ----        ----        ----
REVENUES
   HOTEL (NOTE 3). . . . . . . . . . . .     $90,300     $83,043     $76,087
   OTHER   . . . . . . . . . . . . . . .       1,035       1,262         876
                                             -------     -------     -------

                                              91,335      84,305      76,963
                                             -------     -------     -------
OPERATING COSTS AND EXPENSES
   INTEREST. . . . . . . . . . . . . . .      23,529      27,001      22,461
   DEPRECIATION. . . . . . . . . . . . .      19,258      19,753      21,075
   BASE AND COURTYARD MANAGEMENT FEES. .      10,898      10,248       9,710
   INCENTIVE MANAGEMENT FEE. . . . . . .       9,365       8,615       7,616
   GROUND RENT . . . . . . . . . . . . .       7,246       7,066       6,948
   PROPERTY TAXES. . . . . . . . . . . .       5,977       5,381       5,868
   INSURANCE AND OTHER . . . . . . . . .       1,608       1,253       1,369
                                             -------     -------     -------

                                              77,881      79,317      75,047
                                             -------     -------     -------

NET INCOME BEFORE EXTRAORDINARY ITEM . .      13,454       4,988       1,916

EXTRAORDINARY ITEM
   GAIN ON FORGIVENESS OF DEFERRED
    MANAGEMENT FEES. . . . . . . . . . .           -           -      51,493
                                             -------     -------     -------

NET INCOME . . . . . . . . . . . . . . .     $13,454     $ 4,988     $53,409
                                             -------     -------     -------
                                             -------     -------     -------

ALLOCATION OF NET INCOME
   GENERAL PARTNER . . . . . . . . . . .        $673        $250      $2,671
   LIMITED PARTNERS. . . . . . . . . . .      12,781       4,738      50,738
                                             -------     -------     -------

                                             $13,454     $ 4,988     $53,409
                                             -------     -------     -------
                                             -------     -------     -------

NET INCOME PER LIMITED PARTNER UNIT
   (1,150 UNITS) . . . . . . . . . . . .     $11,114     $ 4,120     $44,120
                                             -------     -------     -------
                                             -------     -------     -------


 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


                                        A-2-5

BALANCE SHEET

COURTYARD BY MARRIOTT LIMITED PARTNERSHIP
DECEMBER 31, 1996 AND 1995
(in thousands)
--------------------------------------------------------------------------------

                                              1996        1995
                                              ----        ----

ASSETS
  Property and equipment, net. . . . . .    $300,939    $301,117
  Property improvement fund. . . . . . .       8,449      17,940
  Due from Courtyard Management
   Corporation . . . . . . . . . . . . .       5,325       4,772
  Deferred financing costs, net of
   accumulated amortization. . . . . . .       3,087       3,898
  Cash and cash equivalents. . . . . . .      12,709      11,013
                                            --------    --------

                                            $330,509    $338,740
                                            --------    --------
                                            --------    --------
LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)

LIABILITIES
  Mortgage debt. . . . . . . . . . . . .    $288,975    $317,763
  Management fees due to Courtyard
   Management Corporation. . . . . . . .      25,596      16,231
  Straight-line and deferred ground rent
   due to affiliates of Marriott
   International, Inc. . . . . . . . . .      19,848      20,116
  Debt service guaranty and accrued
   interest payable to Host Marriott
   Corporation . . . . . . . . . . . . .      12,975      12,366
  Accounts payable and accrued liabilities     2,445       2,748
                                            --------    --------

    Total Liabilities. . . . . . . . . .     349,839     369,224
                                            --------    --------

PARTNERS' CAPITAL (DEFICIT)
  General Partner
    Capital contributions. . . . . . . .      28,218      28,218
    Capital distributions. . . . . . . .      (1,464)     (1,464)
    Cumulative net losses. . . . . . . .     (26,280)    (26,953)
                                            --------    --------

                                                 474        (199)
                                            --------    --------
  Limited Partners
    Capital contributions, net of offering
     costs of $12,912. . . . . . . . . .     100,845     100,845
    Investor notes receivable. . . . . .         (98)        (98)
    Capital distributions. . . . . . . .     (30,108)    (27,808)
    Cumulative net losses. . . . . . . .     (90,443)   (103,224)
                                            --------    --------

                                             (19,804)    (30,285)
                                            --------    --------

          Total Partners' Deficit. . . .     (19,330)    (30,484)
                                            --------    --------

                                            $330,509    $338,740
                                            --------    --------
                                            --------    --------


  The accompanying notes are an integral part of these financial statements.


                                        A-2-6

STATEMENT OF CHANGES IN PARTNERS' CAPITAL
(DEFICIT)


COURTYARD BY MARRIOTT LIMITED PARTNERSHIP
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
(in thousands)
--------------------------------------------------------------------------------

                                             General    Limited
                                             Partner    Partners     Total
                                             -------    --------    --------

Balance, December 31, 1993. . . . . . . .    $(3,120)   $(85,761)   $(88,881)

     Net Income . . . . . . . . . . . . .      2,671      50,738      53,409
                                             -------    --------    --------

Balance, December 31, 1994. . . . . . . .       (449)    (35,023)    (35,472)

     Net Income . . . . . . . . . . . . .        250       4,738       4,988
                                             -------    --------    --------

Balance, December 31, 1995. . . . . . . .       (199)    (30,285)    (30,484)

     Capital Distributions. . . . . . . .          -      (2,300)     (2,300)

     Net Income . . . . . . . . . . . . .        673      12,781      13,454
                                             -------    --------    --------

Balance, December 31, 1996. . . . . . . .    $   474    $(19,804)   $(19,330)
                                             -------    --------    --------
                                             -------    --------    --------


   The Accompanying Notes Are an Integral Part of These Financial Statements.


                                        A-2-7

STATEMENT OF CASH FLOWS


COURTYARD BY MARRIOTT LIMITED PARTNERSHIP
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
(in thousands)
--------------------------------------------------------------------------------

                                              1996        1995        1994
                                              ----        ----        ----
OPERATING ACTIVITIES
  Net Income . . . . . . . . . . . . . .    $ 13,454    $  4,988    $ 53,409
  Extraordinary Item . . . . . . . . . .           -           -      51,493
                                            --------    --------    --------
  Income Before Extraordinary Item . . .      13,454       4,988       1,916
  Noncash Items:
    Depreciation . . . . . . . . . . . .      19,258      19,753      21,075
    Deferred Incentive Management Fees .       9,365       8,615       7,616
    Amortization of Deferred Financing
     Costs as Interest Expense . . . . .       1,126       1,123         773
    Deferred Interest on Guaranty
     Advances  . . . . . . . . . . . . .         609         648         533
    Straight-line and Deferred Ground
     Rent. . . . . . . . . . . . . . . .           -         192         765
  Changes in Operating Accounts:
    Due from Courtyard Management
     Corporation . . . . . . . . . . . .        (553)       (355)       (923)
    Straight-line and Deferred Ground
  Rent Due to Affiliates of
    Marriott International, Inc. . . . .        (268)          -           -
    Accounts Payable and Accrued
     Liabilities . . . . . . . . . . . .        (303)       (263)      1,370
                                            --------    --------    --------

    Cash Provided by Operations. . . . .      42,688      34,701      33,125
                                            --------    --------    --------

Investing Activities
  Additions to Property and Equipment, Net   (19,080)     (7,942)     (4,186)
  Change in Property Improvement Fund. .       9,491      (1,467)     (4,360)
  Change in Contingency Reserve Fund . .           -           -       1,643
                                            --------    --------    --------

    Cash Used in Investing Activities. .      (9,589)     (9,409)     (6,903)
                                            --------    --------    --------

Financing Activities
  Payment of Mortgage Debt . . . . . . .     (28,788)    (25,081)    (27,896)
  Capital Distributions. . . . . . . . .      (2,300)          -           -
  Payment of Financing Costs . . . . . .        (315)        (54)     (4,381)
  Change in Refinancing Escrow Account .           -           -      10,013
                                            --------    --------    --------

    Cash Used in Financing Activities. .     (31,403)    (25,135)    (22,264)
                                            --------    --------    --------

Increase in Cash and Cash Equivalents. .       1,696         157       3,958

Cash and Cash Equivalents at Beginning of
   Year. . . . . . . . . . . . . . . . .      11,013      10,856       6,898
                                            --------    --------    --------

Cash and Cash Equivalents at End of Year    $ 12,709    $ 11,013    $ 10,856
                                            --------    --------    --------
                                            --------    --------    --------

Supplemental Disclosure of Cash Flow
 Information:
  Cash Paid for Mortgage Interest. . . .    $ 22,122    $ 25,493    $ 19,735
                                            --------    --------    --------
                                            --------    --------    --------


      The Accompanying Notes Are an Integral Part of These Financial Statements.



                                        A-2-8

NOTES TO FINANCIAL STATEMENTS

COURTYARD BY MARRIOTT LIMITED PARTNERSHIP
December 31, 1996 and 1995
--------------------------------------------------------------------------------

NOTE 1.   THE PARTNERSHIP

DESCRIPTION OF THE PARTNERSHIP

Courtyard by Marriott Limited Partnership (the "Partnership"), a Delaware limited partnership, was formed to acquire and own 50 Courtyard by Marriott hotels (the "Hotels") and the land on which certain of the Hotels are located. The Partnership's 50 Hotels are located in 16 states in the United States: nine in Georgia; seven in Texas; six in California; five in Virginia; four in Michigan and three or less in each of the other 11 states. On December 29, 1995, Host Marriott Corporation's operations were divided into two separate companies: Host Marriott Corporation ("Host Marriott") and Host Marriott Services Corporation. The sole general partner of the Partnership, with a 5% interest, is CBM One Corporation (the "General Partner"), a wholly-owned subsidiary of Host Marriott. The Hotels are operated as part of the Courtyard by Marriott hotel system by Courtyard Management Corporation (the "Operator" or "Manager"), a wholly-owned subsidiary of Marriott International, Inc. ("MII").

On August 20, 1986 (the "Closing Date"), 1,150 limited partnership interests (the "Units"), representing a 95% interest in the Partnership, had been sold pursuant to a private placement offering at $100,000 per Unit. The General Partner made capital contributions consisting of $1,211,000 in cash and land on which certain of the Hotels are located valued at $4,842,000 for its 5% general partner interest.

On the Closing Date, the Partnership executed a purchase agreement (the "Purchase Agreement") with Host Marriott to acquire the Hotels and the land on which certain of the Hotels are located for a total fixed price of $448,184,000. Of the total purchase price, $374,656,000 was paid in cash from the proceeds of the mortgage financing and the initial installment on the sale of the Units with the remaining $73,528,000 evidenced by a note payable to Host Marriott. Twenty-eight of the Hotels were conveyed to the Partnership in 1986, twenty-one Hotels in 1987 and the final Hotel in January 1988.

PARTNERSHIP ALLOCATIONS AND DISTRIBUTIONS

Partnership allocations and distributions are generally made as follows:

a. Cash available for distribution will be distributed (i) first, 5% to the General Partner and 95% to the limited partners until the General Partner and limited partners (collectively, the "Partners") have received cumulative distributions of sale or refinancing proceeds ("Capital Receipts") equal to $60,526,500; (ii) next, 15% to the General Partner and 85% to the limited partners until the Partners have received cumulative distributions of Capital Receipts equal to $121,053,000; and (iii) thereafter, 30% to the General Partner and 70% to the limited partners.

b. Capital Receipts, other than from the sale or other disposition of substantially all of the assets of the Partnership, not retained by the Partnership will be distributed (i) first, 5% to the General Partner and 95% to the limited partners until the Partners have received cumulative distributions of Capital Receipts equal to $121,053,000 and (ii) thereafter, 30% to the General Partner and 70% to the limited partners.

c. Proceeds from the sale of substantially all of the assets of the Partnership or from a related series of Hotel sales leading to the sale of substantially all of the assets of the Partnership will be distributed to the Partners pro-rata in accordance with their capital account balances.

d. Net profits are generally allocated in the same ratio in which cash available for distribution is distributed. Net losses are generally allocated to the General Partner. To the extent the General Partner makes debt service advances to the Partnership and other loans as outlined in the partnership agreement, the General Partner will be allocated net losses equal to the amounts advanced.


                                        A-2-9

--------------------------------------------------------------------------------

e. In general, gain recognized by the Partnership will be allocated, with respect to any year, in the following order of priority: (i) to all Partners whose capital accounts have negative balances until such negative balances are brought to zero; (ii) to all Partners up to the amount necessary to bring their respective capital account balances to an amount equal to their invested capital, as defined; and (iii) thereafter, 30% to the General Partner and 70% to the limited partners.

     Gain arising from the sale or other disposition (or from a related series of sales or dispositions) of substantially all of the assets of the Partnership will be allocated (i) to the limited partners in an amount equal to the excess, if any, of (1) the sum of 15% times the weighted average of the limited partners' invested capital each year, over (2) the sum of distributions to the limited partners of Capital Receipts and cash available for distribution each year; and (ii) next, to the General Partner until it has been allocated an amount equal to 30/70 times the amount allocated to the limited partners under clause (i); and (iii) thereafter, 30% to the General Partner and 70% to the limited partners.

f. For financial reporting purposes, profits and losses are allocated among the Partners based on their stated interests in cash available for distribution.

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF ACCOUNTING

The Partnership records are maintained on the accrual basis of accounting and its fiscal year coincides with the calendar year.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUES AND EXPENSES

Hotel revenues represent house profit of the Partnership's Hotels since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Hotels to the Operator. House profit reflects Hotel operating results which flow to the Partnership as property owner and represents Hotel sales less property-level expenses, excluding depreciation, Courtyard, base and incentive management fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs, which are disclosed separately in the statement of operations.

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

          Building and improvements       40 years
          Leasehold improvements          40 years
          Furniture and equipment       4-10 years

All property and equipment is pledged to secure the mortgage debt described in
Note 6 and Note 9.

The Partnership assesses impairment of its real estate properties based on whether estimated undiscounted future cash flows from such properties will be less than their net book value. If a property is impaired, its basis is adjusted to fair market value.

DEFERRED FINANCING COSTS

Deferred financing costs represent the costs incurred in connection with obtaining the mortgage debt (see Note 6 and Note 9) and are amortized, using the straight-line method, over the term of the loan including available extensions. During 1996, the Partnership paid $315,000 in financing costs related to refinancing the Partnership's mortgage debt as discussed in Note


                                        A-2-10

--------------------------------------------------------------------------------

9. Refinancing costs as of December 31, 1996 and 1995 were $6,107,000 and $5,792,000, respectively. Accumulated amortization of financing costs as of December 31, 1996 and 1995 totalled $3,019,000 and $1,893,000, respectively.

GROUND RENT

The land leases with affiliates of MII (see Note 7) include scheduled increases in minimum rents per property. These scheduled rent increases, which are included in minimum lease payments, are being recognized by the Partnership on a straight-line basis over the 95 year term of the leases. The adjustment included in ground rent expense to reflect minimum lease payments on a straight-line basis was ($232,000) for 1996, $166,000 for 1995 and $765,000 for
1994.

INCOME TAXES

Provision for Federal and state income taxes has not been made in the accompanying financial statements since the Partnership does not pay income taxes, but rather, allocates its profits and losses to the individual Partners. Significant differences exist between the net income for financial reporting purposes and the net income as reported in the Partnership's tax return. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods, shorter depreciable lives for the assets, differences in the timing of recognition of certain fees and straight-line rent adjustments. As a result of these differences, the excess of the tax basis in net Partnership liabilities over the net Partnership liabilities reported in the accompanying financial statements is $20,483,000 and $29,190,000 as of December 31, 1996 and 1995, respectively.

NEW STATEMENT OF FINANCIAL ACCOUNTING STANDARDS

In the first quarter of 1996, the Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Adoption of SFAS No. 121 did not have an effect on its financial statements.

CASH AND CASH EQUIVALENTS

The Partnership considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

RECLASSIFICATIONS

Certain reclassifications were made to prior year financial statements to conform to the 1996 presentation.

NOTE 3.   REVENUES

Hotel revenues consist of Hotel operating results for the three years ended December 31 as follows (in thousands):

                                           1996        1995         1994
                                          --------    --------     --------
HOTEL SALES
  Rooms . . . . . . . . . . . . . . . .   $162,126    $151,571     $141,894
  Food and beverage . . . . . . . . . .     12,975      12,787       13,313
  Other . . . . . . . . . . . . . . . .      6,538       6,441        6,633
                                          --------    --------     --------
                                           181,639     170,799      161,840
                                          --------    --------     --------
HOTEL EXPENSES
  Departmental direct costs
     Rooms. . . . . . . . . . . . . . .     36,059      34,244       31,975
     Food and beverage. . . . . . . . .     11,165      10,726       10,785
  Other hotel operating expenses. . . .     44,115      42,786       42,993
                                          --------    --------     --------
                                            91,339      87,756       85,753
                                          --------    --------     --------

HOTEL REVENUES. . . . . . . . . . . . .   $ 90,300    $ 83,043     $ 76,087
                                          --------    --------     --------
                                          --------    --------     --------


                                        A-2-11

--------------------------------------------------------------------------------

NOTE 4.   PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of December 31 (in thousands):

                                           1996          1995
                                         ---------     ---------

Land and improvements                    $  30,797     $  30,797
Leasehold improvements                     199,595       195,320
Building and improvements                  133,728       130,481
Furniture and equipment                    144,869       133,311
                                         ---------     ---------
                                           508,989       489,909
Less accumulated depreciation             (208,050)     (188,792)
                                         ---------     ---------

                                         $ 300,939     $ 301,117
                                         ---------     ---------
                                         ---------     ---------

NOTE 5.   ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of financial instruments are shown below. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts:


                                      As of December 31, 1996    As of December 31, 1995
                                     -------------------------  -------------------------
                                                    Estimated                  Estimated
                                      Carrying        Fair       Carrying        Fair
                                       Amount         Value       Amount         Value
                                     ----------    -----------  ----------    -----------
                                           (in thousands)             (in thousands)

Mortgage debt . . . . . . . . . . .   $288,975       $288,975    $317,763      $317,763
Management fees due to Courtyard
  Management Corporation. . . . . .   $ 25,596       $  7,777    $ 16,231      $  7,497
Debt service guaranty and accrued
  interest payable to Host Marriott
  Corporation . . . . . . . . . . .   $ 12,975       $  9,918    $ 12,366      $      -


The estimated fair value of mortgage debt obligations is based on the expected future debt service payments discounted at estimated market rates, adjusted for the presence of the debt service guaranties. Management fees due to Courtyard Management Corporation and debt service guaranty payable to Host Marriott Corporation including accrued interest are valued based on the expected future payments from operating cash flow discounted at risk adjusted rates.

NOTE 6.   DEBT

The 49 Hotels Loan and the Windsor Loan as discussed below were refinanced on March 21, 1997 and the lenders were repaid in full (see Note 9).

49 HOTELS LOAN

On June 15, 1988, the Partnership restructured the 49 hotels loan (the "Original 49 Hotels Loan") of $373,149,000 with a group of banks (the "Lenders"). The Original 49 Hotels Loan matured on June 15, 1993 with the entire $373,149,000 balance due. The Partnership did not have sufficient cash to repay the Original 49 Hotels Loan at maturity and defaulted on the loan. On December 15, 1993, the Partnership entered into a forbearance agreement whereby the Lenders agreed not to exercise their rights and remedies for nonpayment of the Original 49 Hotels Loan. In exchange, the Partnership and the Lenders agreed that the Original 49 Hotels Loan would bear interest at LIBOR plus 1.5 percentage points from June 15, 1993 through April 17, 1994. In connection with the restructuring of the loan, the Partnership repaid $20 million of principal leaving a balance of $353,149,000.

On April 18, 1994, the Partnership entered into a restated loan agreement (the "49 Hotels Loan") with the Lenders for the 49 Hotels. The 49 Hotels Loan bore interest at floating rates at the Partnership's option equal to the following:


                                        A-2-12

--------------------------------------------------------------------------------

               Time Period                             Interest Rate
     -----------------------------------     -----------------------------------

     Closing through June 15, 1996           (1) LIBOR plus 1.5 percentage
                                             points OR the higher of (2) .5
                                             percentage points plus (a) prime,
                                             or (b) .5 percentage points plus
                                             (i) the three week average 3-month
                                             CD rate or (ii) the federal funds
                                             rate

     June 16, 1996 through June 15, 1997     (1) LIBOR plus 1.75 percentage
                                             points OR the higher of (2) .75
                                             percentage points plus (a) prime,
                                             or (b) .5 percentage points plus
                                             (i) the three week average 3-month
                                             CD rate or (ii) the federal funds
                                             rate

The 49 Hotels Loan required minimum annual principal payments of $7,000,000. Additionally, while the loan balance was above $300,000,000, 100% of Available Cash Flow (equal to operating profit, as defined, less the sum of (1) interest expense, (2) the $7,000,000 annual principal payment, (3) partnership administrative expenses of up to $250,000, as adjusted annually for the consumer price index, and (4) ground rent payments to MII) was used to pay additional principal on the 49 Hotels Loan. While the loan balance was between $250,000,000 and $299,999,999, 80% of Available Cash Flow was used to pay additional principal on the 49 Hotels Loan and once the loan balance was less than $250,000,000, 75% of Available Cash Flow would have been used to pay additional principal on the loan.

For 1996 and 1995, the Partnership paid $28,416,000 and $24,584,000, respectively, in principal payments on the 49 Hotels Loan leaving a balance of $282,686,000 at December 31, 1996. The weighted average interest rate on the 49 Hotels Loan was 7.08% in 1996, 7.62% in 1995 and 5.92% in 1994. The interest rate on the 49 Hotels Loan was 7.25% at December 31, 1996. The 49 Hotels Loan would have matured on June 15, 1997; however, the term could have been extended for two one-year periods if certain operating profit levels, as defined, were met.

As security for the 49 Hotels Loan, the Lenders had a mortgage on the Partnership's fee or leasehold interest in each of the Hotels, except the Windsor, Connecticut Hotel. In addition, all of the Lenders had a security interest in certain personal property associated with each Hotel and granted a security interest in the Partnership's rights under the operating agreement (see
Note 8) and Purchase Agreement. Thirty of the 49 hotels covered by the 49 Hotels Loan lease land (see Note 7) from affiliates of MII. These affiliates agreed to subject their ownership interests as well as subordinate their receipt of ground rent to the payment of debt service on the 49 Hotels Loan. Deferred ground rent payable to affiliates of MII bore interest at two percentage points under the base rate announced by Citibank, N.A. Deferred ground rent and related accrued interest could not be repaid until the 49 Hotels Loan balance was less than $300,000,000. There was no deferred ground rent related to the 49 Hotels Loan during 1996 and 1995.

WINDSOR HOTEL LOAN

On February 9, 1988, the Partnership entered into a loan agreement to provide non-recourse mortgage debt of $8,274,000 (the "Windsor Loan") to pay approximately 80% of the purchase price of the Windsor, Connecticut Hotel (the "Windsor Hotel"). The Windsor Loan bore interest at a floating rate equal to the adjusted CD rate or LIBOR plus 2.0 percentage points. The Windsor Loan matured on August 15, 1996 with the remaining principal balance of $6,289,000 plus accrued interest due at that time. In exchange for Host Marriott providing a guaranty of repayment of the loan at maturity, the lender agreed to extend the Windsor Loan maturity to March 31, 1997. The Partnership agreed to continue to pay interest on the Windsor Loan at LIBOR plus 200 basis points until the earlier of repayment or March 31, 1997. No principal amortization on the Windsor Loan was required until maturity. The weighted average interest rate on the Windsor Loan was 7.46%, 8.23% and 6.44% for 1996, 1995 and 1994,
respectively. The interest rate on the Windsor Loan was 7.50% on December 31, 1996 and 7.94% on December 31, 1995.

As security for the Windsor Loan, the bank had a mortgage on the Partnership's leasehold interest in the Windsor Hotel. Additionally, the bank had a security interest in the Partnership's interest in the personal property associated with the Windsor Hotel and a security interest in the Partnership's rights under the operating agreement and Purchase Agreement.

The Windsor Hotel land is also leased from an affiliate of MII, which agreed to subject their ownership interest as well as their receipt of ground rent to the payment of debt service on the Windsor Loan. Deferred ground rent payable to the affiliate of MII bore interest at two percentage points under the base rate announced by Citibank, N.A. Deferred ground rent and accrued interest related to the Windsor Loan was repaid with available funds from the Windsor Hotel after


                                        A-2-13

--------------------------------------------------------------------------------

payment of debt service. The deferred ground rent as of December 31, 1995 in the amount of $36,000 was paid in 1996. As of December 31, 1996, there was no deferred ground rent related to the Windsor Hotel.

49 HOTELS LOAN GUARANTIES

Host Marriott provided additional security to the Lenders in the form of a debt guaranty (the "Debt Service Guaranty") of aggregate interest and principal of up to $40 million. Host Marriott's performance under the Debt Service Guaranty was backed by a $40 million guaranty of aggregate principal and interest from MII (the "Backup Guaranty"). Payments by Host Marriott under the Debt Service Guaranty or MII under the Backup Guaranty would have been treated as advances to the Partnership and bore interest at the base rate announced by The First National Bank of Chicago. The Debt Service Guaranty replaced the original guarantee of $37.3 million under the Original 49 Hotels Loan. No amounts have been advanced under the Debt Service Guaranty or the Backup Guaranty covering the 49 Hotels Loan. As of December 31, 1996 and 1995, $7,341,000 had been advanced by the General Partner under the Original 49 Hotels Loan guaranty. The weighted average interest rate on the Original 49 Hotel Loan guaranty advances was 8.3%, 8.8% and 7.15% for 1996, 1995 and 1994, respectively. The interest rate at December 31, 1996 was 8.25% and 8.5% at December 31, 1995. Accrued interest on the guaranty advance as of December 31, 1996 and 1995, was $5,634,000 and $5,025,000, respectively.

MII provided two additional guaranties to the Lenders: the debt and tenant change guaranty (the "Debt and Tenant Change Guaranty") and the Marriott International Guaranty (the "MII Guaranty").

The Debt and Tenant Change Guaranty provided that in the event of nonpayment of principal and interest when due or upon loan maturity, MII would have advanced amounts, in addition to amounts advanced under the Backup Guaranty for principal and interest not to exceed the following:

     From closing through June 15, 1997           $10.0 million
     From June 16, 1997 through June 15, 1998     $12.5 million
     Thereafter                                   $15.0 million

Additionally, the Debt and Tenant Change Guaranty provided that if the Operator ceases to be a wholly-owned subsidiary of MII, then MII would have advanced $15 million (the "Tenant Change Payment") for principal and interest on the 49 Hotels Loan. However, if MII would have paid $15 million to the Lenders prior to the occurrence of a tenant change, then MII would have no further obligation to fund the Tenant Change Payment.

The MII Guaranty provided that in the event of nonpayment of principal and interest when due or upon loan maturity, MII had the option of (1) remaining the Operator of the 49 Hotels by advancing amounts to the Lenders for principal and interest equal to the lesser of (i) $40 million minus amounts advanced under the Debt and Tenant Change Guaranty or (ii) the amount necessary to reduce the outstanding principal balance on the 49 Hotels Loan to $180 million or (2) conveying its rights, title and interest in the 49 Hotels operating agreement to the Lenders.

In the event of nonpayment of principal and interest when due or upon maturity, for Courtyard Management Corporation to remain as the Operator of the 49 Hotels, MII could have been required to advance as much as $80 million ($40 million pursuant to the Backup Guaranty if Host Marriott failed to perform under the Debt Service Guaranty and, at its option, $40 million, collectively, under the MII Guaranty and the Debt and Tenant Change Guaranty). However, in the event that MII conveyed its rights, title and interest in the 49 Hotels operating agreement to the Lenders, the maximum amount that MII would have been required to advance to the Lenders would have been $55 million ($40 million under the Backup Guaranty if Host Marriott failed to perform under the Debt Service Guaranty and $15 million under the Debt and Tenant Change Guaranty). Payments by MII under the Debt and Tenant Change Guaranty and the MII Guaranty, respectively, would have been treated as advances to the Partnership and bore interest at the base rate announced by The First National Bank of Chicago. No amounts were advanced pursuant to the Debt and Tenant Change Guaranty and the MII Guaranty.

WINDSOR LOAN GUARANTY

Host Marriott directly or through the General Partner provided additional security to the Windsor Loan lenders in the form of a debt service guaranty of aggregate interest and principal on the Windsor Loan of up to $706,000.
Payments by Host Marriott or the General Partner under the debt service guaranty were treated as advances to the Partnership and bore interest at the base rate announced by The First National Bank of Chicago. No amounts were advanced under the Windsor Loan guaranty. However, in exchange for Host Marriott providing a guaranty of repayment of the loan at maturity, the lender agreed to extend the Windsor Loan maturity to March 31, 1997.

            Upon the refinancing of the Partnership's debt, Host Marriott and MII were released from these guaranties as discussed in Note 9.





                                        A-2-14

--------------------------------------------------------------------------------

NOTE 7.   LAND LEASES

The land on which 31 of the Hotels are located is leased from affiliates of MII. In addition, two of the Hotels are located on land leased from third parties. The ground leases have remaining terms (including all renewal options) expiring between the years 2058 and 2081. The MII ground leases and one of the third party ground leases provide for rent based on specific percentages (from 2% to 9.75%) of certain sales categories, subject to minimum amounts. The minimum rentals are adjusted at various anniversary dates throughout the lease terms, as defined in the agreements.

Minimum future rental payments during the term of the ground leases are as follows (in thousands):

               Lease           Ground
               Year            Leases
            ----------        --------
               1997           $  7,068
               1998              7,068
               1999              7,068
               2000              7,140
               2001              7,140
            Thereafter         546,703
                              --------
                              $582,187
                              --------
                              --------

Total ground rent expense was $7,478,000 in 1996, $7,569,000 in 1995, and $7,675,000 in 1994.


NOTE 8.   MANAGEMENT AGREEMENT/OPERATING AGREEMENT

In connection with the debt refinancing, the Operating Agreements, as defined below, were terminated as of January 3, 1997. A new management agreement (the "Management Agreement") was executed as of January 4, 1997 for the management of the 50 Partnership Hotels.

On the Closing Date, the Partnership entered into a long-term management agreement (the "Original Management Agreement") with Courtyard Management Corporation to operate the Hotels as part of the Courtyard by Marriott hotel system. Effective January 1, 1994, in connection with the 49 Hotels Loan agreement, the Original Management Agreement was converted into two long-term operating agreements (the "Operating Agreement(s)") with the Operator, one for the 49 Hotels and one for the Windsor Hotel. The Operating Agreements had initial terms expiring on December 31, 2007 for a majority of the Hotels. The Operator could renew the term, for one or more of the Hotels, at its option, for up to five successive terms of 10 years each.

Effective July 1, 1989, the Original Management Agreement was amended to defer the Courtyard management fee and base management fee to the extent that cash flow provided to the Partnership was less than $2,945,000 for 1989 and $6,973,000 per year in 1990 through 1993 (the "Partnership Objective"). The Partnership Objective provided a 3% per annum return on Partners' invested capital, as defined, for 1989 and 6% per annum from 1990 through 1993. In order to meet the Partnership Objective, the Courtyard management fee was first subject to deferral followed by the base management fee. As of December 31, 1993, the balance of deferred incentive, Courtyard and base management fees totalled $51.5 million. During 1994, these fees were extinguished pursuant to the 49 Hotels Loan and the forgiveness of these fees is recorded as an extraordinary item in the statement of operations.

The 49 Hotels Operating Agreement provided for annual payments to the Partnership equal to 85% of operating profit, as defined (75% of operating profit after the Partners have received cumulative distributions of loan proceeds equal to $60,526,500). However, until the 49 Hotels Loan balance was below $300 million, 100% of Available Cash Flow from the 49 Hotels would have been paid by the Operator to the Partnership. The additional payment to the Partnership of 15% or 25% of operating profit accrued as deferred incentive management fees. As of December 31, 1996 and 1995, $25,076,000 and $15,899,000,
respectively, of incentive management fees related to the 49 Hotels were deferred. Once the 49 Hotels Loan balance was between $250,000,000 and $299,999,999, the incentive management fee was payable out


                                        A-2-15

--------------------------------------------------------------------------------

of 20% of Available Cash Flow after the payment of the following: (i) deferred MII ground rent; (ii) interest and principal on advances under the Backup Guaranty; (iii) interest and principal on advances under the Debt Service Guaranty; (iv) interest and principal under the Debt and Tenant Change Guaranty and the MII Guaranty; and (v) a priority return to the Partnership equal to 10% of cumulative capital less sales proceeds and loan proceeds, as defined. Additionally, once the 49 Hotels Loan balance was below $250,000,000, the incentive management fee was payable out of 25% of Available Cash Flow after the payment of items (i) through (v) above.

The Windsor Hotel Operating Agreement also provided for annual payments to the Partnership equal to 85% of operating profit, as defined, for the Windsor Hotel (75% of operating profit after the Partners have received cumulative distributions of loan proceeds equal to $60,526,500). However, if 85% or 75% of operating profit from the Windsor Hotel was insufficient to cover debt service on the Windsor Hotel, then the 15% or 25% of operating profit, as defined, was paid to the Partnership. This additional payment to the Partnership of 15% or 25% of operating profit, as defined, accrued as deferred incentive management fees. As of December 31, 1996 and 1995, $520,000 and $332,000, respectively, of incentive management fees related to the Windsor Hotel were deferred.

The Operating Agreements provided for annual payments to the Operator of (i) the base management fee equal to 3% of gross sales from the Hotels, (ii) the Courtyard management fee equal to 3% of gross sales from the Hotels, and (iii) the incentive management fee equal to 15% of operating profit, as defined, (25% of operating profit after the Partners have received distributions of aggregate refinancing proceeds equal to $60,526,500).

The Operator was required to furnish certain services ("Chain Services") which are furnished generally on a central or regional basis to all managed, owned or leased hotels in the Courtyard by Marriott hotel system. Effective January 1, 1994, the Operating Agreements provided that charges for certain Chain Services cannot exceed 5% of gross Hotel sales. The Operator will be responsible for any Chain Services in excess of the 5% of gross Hotel sales limit from its own funds. Chain Services charges for 1996, 1995 and 1994 did not exceed the limitation. The total amount of Chain Services was $6,540,000 in 1996, $6,412,000 in 1995 and $6,265,000 in 1994.

The Partnership is required to provide the Operator with working capital and fixed asset supplies to meet the operating needs of the Hotels. Upon termination of the Operating Agreements, the working capital and supplies will be returned to the Partnership. Of the $3,213,000 originally advanced to the Operator for working capital, $2,000,000 of excess working capital was returned to the Partnership in 1988, leaving a balance of $1,213,000 as of December 31, 1996 and 1995.

The Operating Agreements provided for a property improvement fund to be maintained to ensure that the physical condition and product quality of the Hotels are maintained. Contributions to the property improvement fund were 5% of gross Hotel sales through 1996. Beginning in 1997 contributions to the property improvement fund could have been increased to 6% of gross Hotel sales if certain operating profit levels were met. For the years ended December 31, 1996, 1995 and 1994, the Partnership contributed $9,082,000, $8,540,000 and
$8,092,000, respectively, to the property improvement fund.

NOTE 9.   SUBSEQUENT EVENT

MORTGAGE DEBT

On March 21, 1997 (the "Refinancing Date") both the 49 Hotels Loan and the Windsor Loan were refinanced. The total amount of the debt was increased from $280.8 million to $325.0 million. The $44.2 million of excess refinancing proceeds were used to: (i) make a $7 million contribution to the property improvement fund to cover anticipated shortfalls; (ii) pay approximately $7 million of refinancing costs; and (iii) make a $30.2 million partial return of capital distribution to the Partners. The new loan continues to be non-recourse and requires monthly payments of interest at a fixed rate of 7.865% and principal based on a 20 year amortization schedule. The loan has a scheduled maturity in April 2012; however, the loan maturity can be extended for an additional five years. During the extended loan term, the loan bears interest at an adjusted rate, as defined, and all cash flow from Partnership operations is used to amortize the principal balance of the loan.

Debt maturities under the refinanced loan are as follows (in thousands):

               1997           $  4,593
               1998              7,356
               1999              7,955
               2000              8,604
               2001              9,306
            Thereafter         287,186
                              --------
                              $325,000
                              --------
                              --------


                                        A-2-16

--------------------------------------------------------------------------------

The refinanced mortgage loan is secured by first mortgages on all of the Hotels, related personal property, and the land on which they are located or an assignment of the Partnership's interest under the land leases. All obligations under the debt guaranties (see Note 6) expired with the repayment of the 49 Hotels Loan and the Windsor Loan. No new guaranties have been provided by Host Marriott or MII.

The lender is currently working on the securitization of the mortgage debt through the issuance and sale of commercial mortgage-backed securities.

MANAGEMENT AGREEMENT

As part of the refinancing, the two Operating Agreements (see Note 8) were converted into a single management agreement (the "Management Agreement") effective January 4, 1997. The initial term of the Management Agreement expires at the end of 2017. The Manager can extend the Management Agreement for up to four successive periods of ten years. Under the Management Agreement, the Manager has agreed to subordinate a portion of the Courtyard system fee equal to 1% of gross Hotel sales to debt service on the mortgage loan. In addition, in exchange for payment of $4.2 million of deferred incentive management fees at closing, the Manager agreed to forgive approximately $15 million of deferred fees leaving a $6.5 million balance of accrued incentive management fees. The $15 million of forgiven fees will be recognized as extraordinary income in the first quarter of 1997. Incentive management fees are equal to 15% of operating profit. Deferred and current year incentive management fees will be payable from 50% of available cash after the payment of: (i) debt service; (ii) deferred Courtyard system fees, if any; (iii) deferred MII ground rent, if any; and (iv) a priority return to the Partnership equal to 10% of cumulative capital less sale and refinancing proceeds. In addition, incentive management fees paid are capped at 15% of operating profit and no longer increase to 25% of operating profit once cumulative distributions of refinancing proceeds equal $60.5 million. Deferred management fees are not payable to the Manager from sale or refinancing proceeds. Future unpaid incentive management fees will not accrue.

In addition, contributions to the property improvement fund will remain at 5% of gross Hotel sales through 1998. However, contributions can be increased to 6% of gross Hotel sales for 1999 and 2000 and 7% thereafter.

LAND LEASES

Additionally, affiliates of MII, as the land lessors, agreed to continue to subordinate their ownership interest as well as receipt of ground rent to debt service on the mortgage loan.


                                        A-2-17

COURTYARD BY MARRIOTT
LIMITED PARTNERSHIP HOTELS

--------------------------------------------------------------------------------

ALABAMA                                 MICHIGAN
  Montgomery                              Dearborn
                                          Southfield
ARIZONA                                   Troy
  Phoenix Airport                         Warren

CALIFORNIA                              NORTH CAROLINA
  Buena Park                              Charlotte-Arrowood Road
  Fremont                                 Raleigh-Wake Forest Road
  Pleasanton
  Sacramento-Rancho Cordova             NEW YORK
  San Francisco Airport                   Tarrytown
  Santa Ana
                                        OHIO
CONNECTICUT                               Cincinnati-Blue Ash
  Windsor                                 Columbus-Dublin
                                          Columbus-Worthington
FLORIDA
  Melbourne                             PENNSYLVANIA
  Miami Airport-West                      Valley Forge
  Tallahassee
                                        TENNESSEE
GEORGIA                                   Brentwood
  Atlanta-Delk Road                       Memphis-Park Avenue East
  Atlanta-Executive Park
  Atlanta-Northlake                     TEXAS
  Atlanta-Peachtree Corners               Arlington
  Atlanta-Peachtree Dunwoody              Bedford
  Atlanta-Windy Hill                      Dallas-Addison
  Augusta                                 Dallas-Las Colinas
  Columbus                                Dallas-LBJ Northwest
  Savannah                                San Antonio Airport
                                          San Antonio-Medical Center
ILLINOIS
  Naperville                            VIRGINIA
                                          Fair Oaks
MARYLAND                                  Herndon
  Hunt Valley                             Hampton
  Landover                                Richmond
  Rockville                               Virginia Beach


                                        A-2-18

                                                                     EXHIBIT A-3


                              BRE/WORLDWIDE L.L.C.

                              FINANCIAL STATEMENTS
                               AS OF JUNE 30, 1997

                                   (UNAUDITED)














                                     A-3-1

                              BRE/WORLDWIDE L.L.C.

                                  BALANCE SHEET

                                  JUNE 30, 1997

                                   (UNAUDITED)

                                     ASSETS

BUILDING, net of accumulated depreciation of $508,531               $384,904,593

MORTGAGE RECEIVABLE                                                   11,027,081

ACCRUED INTEREST RECEIVABLE                                              228,430

DEFERRED FINANCING COSTS, net of accumulated
 amortization of $8,025                                                3,033,106

ESCROW DEPOSIT                                                         4,000,000

DUE FROM AFFILIATES                                                      637,097

DUE FROM NYCCA L.P.                                                    1,520,514

CASH                                                                   6,176,996
                                                                    ------------
     Total assets                                                   $411,527,817
                                                                    ============

                        LIABILITIES AND MEMBERS' CAPITAL

LIABILITIES

  Mortgage note payable                                             $275,000,000
  Accrued real estate taxes-ICIP                                      22,935,617
  Accrued interest payable                                             1,105,167
                                                                    ------------
    Total liabilities                                                299,040,784

MEMBERS' CAPITAL                                                     112,487,033

                                                                    ------------
    Total liabilities and members' capital                          $411,527,817
                                                                    ============

                                     A-3-2

                              BRE/WORLDWIDE L.L.C.

                               STATEMENT OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                                   (UNAUDITED)

REVENUES:

  Rent                                                                $2,721,478
  Interest-mortgage                                                    4,440,406
  Other                                                                  131,666
                                                                      ----------
    Total revenues                                                     7,293,550

EXPENSES:

  Real estate taxes                                                      643,808
  Property operating expenses                                            559,411
  Interest expense                                                     1,340,647
  Depreciation and amortization                                          516,556
  General and administrative                                              23,097
  Other                                                                    7,317
                                                                      ----------
    Total expenses                                                     3,090,836

                                                                      ----------
    Net income                                                        $4,202,714
                                                                      ==========

                                     A-3-3

                              BRE/WORLDWIDE L.L.C.

                          STATEMENT OF MEMBERS' CAPITAL

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                                   (UNAUDITED)

MEMBERS' CAPITAL, December 31, 1996                                $ 88,284,319

  Capital contributions                                              20,000,000

  Net income for the six months ended June 30, 1997                   4,202,714

                                                                   ------------
MEMBERS' CAPITAL, June 30, 1997                                    $112,487,033
                                                                   ============






                                     A-3-4

                              BRE/WORLDWIDE L.L.C.

                             STATEMENT OF CASH FLOWS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                                   (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                        $   4,202,714
                                                                  -------------
Adjustment to reconcile net income to net cash
used in operating activities-
Depreciation and amortization                                           516,556
Increase interest receivable                                           (228,430)
Increase in due from NYCCA LP                                          (374,549)
Increase in due from affiliate                                         (637,097)
Increase in accounts payable and accrued expenses                     1,080,394
                                                                  -------------
  Total  adjustments                                                    356,874
                                                                  -------------
  Net cash provided by operating activities                           4,559,588
                                                                  -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures                                                   (919,364)
Escrow deposit                                                       (4,000,000)
                                                                  -------------
Net cash used by operating activities                                (4,919,364)
                                                                  -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from mortgage refinancing                                  275,000,000
Repayment of mortgage                                              (290,000,000)
Loan financing costs paid                                            (3,041,131)
Member contributions                                                 20,000,000
                                                                  -------------
Net cash provided by financing activities                             1,958,869
                                                                  -------------
Net increase in cash and cash equivalents                             1,599,093
CASH AND CASH EQUIVALENTS - beginning of period                       4,577,903
                                                                  -------------
CASH AND CASH EQUIVALENTS - end of period                         $   6,176,996
                                                                  =============

Supplemental schedule of noncash investing activities:
  On June 11, 1997 in a preapproved plan of reorganization of NYCCA LP, the Company obtained title to the land and building known as Worldwide Plaza Office Tower. In connection with the transfer the following mortgage receivable was cancelled and liabilities assumed:
    Mortgage assumed upon acquisition of land and building  $ 290,000,000
    Mortgage receivable capitalized into acquisition cost      72,347,507
    Deferred real estate tax liability assumed:                22,935,617
                                                            -------------
Total                                                       $ 385,283,124
                                                            =============

                                     A-3-5

                                 BRE/WORLDWIDE L.L.C.

                            NOTES TO FINANCIAL STATEMENTS

                                     (UNAUDITED)



1. ORGANIZATION AND BASIS OF PRESENTATION:

   ORGANIZATION
   BRE/Worldwide L.L.C. (the "Company") was formed on October 9, 1996 as a Delaware limited liability company. The term of the Company, which consists of twelve members, shall continue until December 31, 2046 unless sooner dissolved, wound up and terminated in accordance with the Limited Liability Company Agreement (the "Agreement").

   BASIS OF PRESENTATION
   The accompanying financial statements are unaudited; however, they have been prepared in accordance with generally accepted accounting principles for interim financial information and in conjunction with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustment (consisting solely of normal recurring matters) necessary for a fair presentation of the financial statements for this interim period have been included. The results for the six months ended June 30, 1997, are not necessarily indicative of the results to be obtained for the full fiscal year. On June 11, 1997, the Company acquired from New York Communications Center Associates Limited Partnership ("NYCCA") all the right title and interest in a 47-story office tower consisting of office and retail space and the underlying land (the "Office Tower"). Accordingly, these financial statements should be read in conjunction with the December 31, 1996 financial statements and notes thereto of NYCCA.

2. MORTGAGE RECEIVABLE

   As of October 25, 1996, the Company purchased the following mortgage notes secured by the Office Tower and certain retail space, a health club, a movie theater, an underground parking facility and an outdoor plaza together with the underlying land (collectively, the "Amenities"):

                                                 Principal
                   Description                    Amount
                   -----------                   ---------
              Second Mortgage Loan             $ 55,000,000
              Third Mortgage Loan                40,000,000
              Fourth Mortgage Loan               30,000,000
              Fifth Mortgage Loan               153,894,804
              Sixth Mortgage Loan                39,868,958
                                               ------------
                                               $318,763,762
                                               ============


                                        A-3-6

   The Purchase price of $66,234,481 included the principal amount and $19,740,649 of accrued interest of the Sixth Mortgage Loan. The Company's right to acquire the $290 million First Mortgage Note was assigned to Lehman Brothers Holdings Inc.

   Concurrent with the purchase, The Fourth through Sixth Mortgage Loans were assigned to an affiliate of the Company. The Fifth and Sixth Mortgage Loans were then assigned by the affiliate to a not-for-profit organization. On June 11, 1997 the original $55 million second mortgage note was cancelled upon the transfer of the Office Tower to the Company (See Note 3). In addition, the original third mortgage held by the Company was cancelled and restated as the Amended and Restated Second Mortgage. This mortgage receivable, with a face amount of $40 million has been shown at its discounted purchase price of $11,027,081 and is secured by the Amenities.

   The Office Tower has been removed as security for the Second through Sixth Mortgage Loans.

   Interest income from the mortgages for the six months ended June 30, 1997 consists of $2,483,617 of interest on the Second Mortgage Note through June 11, 1997, the date cancelled, and $1,956,789 of interest on the Third Mortgage Note.

3. LAND AND BUILDING

   On March 4, 1997, a pre-approved plan of reorganization for NYCCA was approved by the Bankruptcy Court. Pursuant to the approved plan, NYCCA, on June 11, 1997, transferred all of its right, title and interest in the Office Tower to the Company in exchange for the cancellation of the $55 million second mortgage note held by the Company. NYCCA retained ownership of the Amenities.

   As part of the transfer of title, the Company assumed a $290 million first mortgage note. Concurrently, the first mortgage note was refinanced with $275 million of loan proceeds (the "Note") and $15 million of member capital. The Amenities have been removed as security for the first mortgage note. The Office Tower has been removed as security for the Third through Sixth mortgage notes payable by NYCCA.

   The Building is depreciated over 40 years using the straight-line method of depreciation.

4. LONG-TERM DEBT

   The Note matures July 10, 2017, requires self-liquidating monthly payments of interest and principal, and is secured solely by the Office Tower. Through July 10, 2004, $225 million of the Note bears interest at 7.92% per annum and $50 million bears interest at LIBOR + .55% per annum. Thereafter, to maturity, the entire Note bears interest at the greater of 9.92% or the average yield on U.S. Treasury Obligations maturing nearest July 10, 2017 + 2% per annum. Payment of any increase in interest payments due after July 10, 2004 may be deferred until July 10, 2017. The Company is required to pay $2 million or post a $2 million letter of credit each


                                        A-3-7

   August 1 through 2003. The Company and its affiliate have pledged their interest in the Third and Fourth Mortgage Notes receivable (See Note 2) as additional collateral for repayment of the Note. The Note is non-recourse to the members of the Company and is guaranteed by NYCCA.

   Future principal payments on the Note are due as follows:

                          Twelve months ended June 30,
                          ----------------------------

                          1998              $5,361,512
                          1999               6,308,825
                          2000               6,827,027
                          2001               7,387,794
                          2002               7,994,621


                                        A-3-8

                  NEW YORK COMMUNICATIONS CENTER ASSOCIATES
                  LIMITED PARTNERSHIP

                  FINANCIAL STATEMENTS
                  AS OF JUNE 30, 1997
                  (UNAUDITED)















                                     A-3-9

                    NEW YORK COMMUNICATIONS CENTER ASSOCIATES

                               LIMITED PARTNERSHIP

                                  BALANCE SHEET

                                  JUNE 30, 1997

                                   (UNAUDITED)

                     ASSETS
                     ------

RETAIL PROPERTY, net of accumulated depreciation
  of $7,623,709                                                      $28,772,731

DEFERRED LEASING COSTS, net of accumulated
  amortization of $141,729                                               886,460

DEFERRED FINANCING COSTS, net of accumulated
  amortization of $13,232,445                                          4,171,947

RENTAL INCOME RECORDED IN ADVANCE OF RECEIPT                           1,972,704

PREPAID EXPENSES AND OTHER ASSETS                                        531,584

ACCOUNTS RECEIVABLE FROM TENANTS, net of reserve
   for uncollectible accounts of $258,398                                426,039

CASH AND CASH EQUIVALENTS                                              3,904,984

                                                                     -----------
         Total assets                                                $40,666,449
                                                                     ===========

                        LIABILITIES AND PARTNERS' DEFICIT
                        ---------------------------------

   Mortgage Loans-Related Party                                   $  70,000,000

   Mortgage Loans                                                   193,763,762

   Accrued real estate taxes - ICIP - amenities                         399,800

   Accounts payable, accrued expenses and other liabilities           4,348,898

   Accrued interest payable                                          11,634,272

   Due to BRE/Worldwide, L.L.C                                        1,520,514

                                                                  -------------

        Total liabilities                                           281,667,246

PARTNERS' DEFICIT                                                  (241,000,797)

                                                                  -------------

        Total liabilities and partners' deficit                   $  40,666,449
                                                                  =============


                                     A-3-10

                    NEW YORK COMMUNICATIONS CENTER ASSOCIATES

                               LIMITED PARTNERSHIP

                                STATEMENT OF LOSS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                                   (UNAUDITED)

REVENUES:
Rent
  Office tower                                                     $ 26,706,745
  Retail property                                                     2,255,509
Interest                                                                 20,696
Other                                                                   204,754
                                                                   ------------
  Total revenues                                                     29,187,704

EXPENSES:
  Real estate taxes-
    Office tower                                                      5,489,314
    Retail property                                                     564,012
Property operating expenses-
  Office tower                                                        4,430,346
  Retail property                                                       269,128
Interest expense                                                     23,309,627
Depreciation and amortization                                           742,000
General and administrative and other                                    245,989
Write-down of real estate and related assets                            799,573
                                                                   ------------
  Total expenses                                                     35,849,989
                                                                   ------------
  Net Loss                                                         ($ 6,662,285)
                                                                   ============




                                     A-3-11

                    NEW YORK COMMUNICATIONS CENTER ASSOCIATES

                               LIMITED PARTNERSHIP

                         STATEMENT OF PARTNERS' DEFICIT

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                                   (UNAUDITED)

                                              BRE/WW Inc.      WZG         Oldegard          WW             O&M         Cravath
                                              -----------      ---         --------          --             ---         -------
PARTNERS' DEFICIT, December 31, 1996          ($420,473)  ($55,706,134)  ($56,422,450)  ($56,315,647)  ($45,831,167)  ($19,642,641)

Net loss for the period from January 1, 1997
               through June 30, 1997            (66,623)    (1,543,385)    (1,543,385)    (1,543,385)    (1,371,898)      (593,609)
                                              ---------   ------------   ------------   ------------   ------------   ------------

PARTNERS' DEFICIT, June 30, 1997              ($487,096)  ($57,249,519)  ($57,965,835)  ($57,859,032)  ($47,203,065)  ($20,236,250)
                                              =========   ============   ============   ============   ============   ============

                                                     Total
                                                     -----

PARTNERS' DEFICIT, December 31, 1996            ($234,338,512)

Net loss for the period from January 1, 1997
               through June 30, 1997               (6,662,285)
                                                -------------

PARTNERS' DEFICIT, June 30, 1997                ($241,000,797)
                                                =============




                                     A-3-12

                    NEW YORK COMMUNICATIONS CENTER ASSOCIATES

                               LIMITED PARTNERSHIP

                             STATEMENT OF CASH FLOWS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                                   (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                         ($ 6,662,285)
                                                                   ------------
  Adjustments to reconcile net loss
     to net cash used in operating activities:
       Depreciation and amortization                                    742,000
       Write-down of real estate and related assets                     799,573
       Increase in rental income recorded in advance                   (215,280)
       Decrease in prepaid expenses and other assets                  6,331,583
       Decrease in accounts receivable from tenants                     235,473
       Increase in accounts payable, accrued expenses and
           other liabilities                                          1,167,722
       Increase in accrued interest payable                           5,192,041
       Increase in due to BRE/Worldwide, L.L.C                        1,520,514
       Decrease in prepaid rent                                      (3,853,908)
                                                                   ------------
  Total adjustments                                                  11,919,718
                                                                   ------------
   Net cash provided by operating activities                          5,257,433
                                                                   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Deferred leasing costs                                               (669,498)
  Capital expenditures for building and tenant improvements            (799,573)
                                                                   ------------
  Net cash used in investing activities                              (1,469,071)
                                                                   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Decrease in deposits held in escrow                                    99,290
  Paydown of advances from general partner                           (1,145,964)
                                                                   ------------
  Net cash used in financing activities                              (1,046,674)
                                                                   ------------
  Net increase in cash                                                2,741,688

  CASH AND CASH EQUIVALENTS -  Beginning of period                    1,163,296
                                                                   ------------
  CASH AND CASH EQUIVALENTS -  End of period                       $  3,904,984
                                                                   ============



                                     A-3-13

                    NEW YORK COMMUNICATIONS CENTER ASSOCIATES

                               LIMITED PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 30, 1997

                                   (UNAUDITED)

1. BACKGROUND, RECAPITALIZATION,
   DEBT RESTRUCTURING AND
   BANKRUPTCY FILING

Background

New York Communications Center Associates Limited Partnership ("NYCCA" or the "Partnership") and ZCWK Associates L.P. ("ZCWK") (together, the "Partnerships") were initially organized under Delaware law on November 21, 1985, among (a) WZ Garden Corp., a New York corporation ("WZG"); (b) Oldegard Corp., a New York corporation ("Oldegard"); (c) WW West "A" Associates, a New York limited partnership ("WW"); (d) KG MS Garden Corp., a New York corporation ("KG"), as general partners; and (e) Ogilvy & Mather World-Wide, Inc., a New York corporation, as limited partner. Subsequent to 1985, the partnership agreements were amended and restated several times to admit KG; Cravath, Swaine & Moore ("Cravath"), a New York partnership; and N. W. Ayer & Son, Inc. ("Ayer"), a Delaware corporation, as limited partners. On September 3, 1991, Ogilvy & Mather World-Wide, Inc. assigned its interest to two affiliates (collectively "O&M") which transaction took place outside of the Partnerships.

Prior to 1996, the percentage interests of the partners were as follows:

                                     NYCCA                   ZCWK
                            ----------------------- -----------------------
                              General     Limited     General     Limited
                            Partnership Partnership Partnership Partnership
                             Interest    Interest    Interest    Interest
                            ----------- ----------- ----------- -----------

    WZG                        10.83%       5.42%      14.667%      1.583%
    Oldegard                   10.83        5.42       14.667       1.583
    WW                         10.83        5.42       14.667       1.583
    KG                         10.83        5.42       14.667       1.583
    O&M                         -          17.50        -          17.500
    Cravath                     -           7.50        -           7.500
    Ayer                        -          10.00        -          10.000



                                     A-3-14

On July 30, 1996, Ayer assigned its limited partnership interests in the Partnerships, in equal amounts, to WZG, Oldegard, WW and KG. These transactions took place outside of the Partnerships.

The purpose of the Partnerships was to manage, operate, improve, rent, lease, finance, encumber or dispose of property between Eighth and Ninth Avenues and 49th and 50th Streets in New York City. NYCCA developed a 47-story office building consisting of approximately 1,600,000 gross square feet (the "Office Tower"). The remainder of the site, consisting of a residential condominium and commercial complex including retail stores, a theater, a health club and a parking garage (the "Amenities"), was developed by ZCWK. In 1991, the unsold condominium units of ZCWK were sold to an affiliate of KG and WW. The Office Tower and the Amenities are collectively referred to as the Project

Recapitalization

Pursuant to a recapitalization agreement between BRE/Worldwide Inc. ("BRE/WW Inc."), its affiliates, NYCCA, the partners of NYCCA, ZCWK and the partners of ZCWK (the "Recapitalization Agreement") dated August 21, 1996, the following transactions occurred:

      a. KG withdrew as a partner from both NYCCA and ZCWK and assigned interests previously assigned to it by Ayer to WZG, Oldegard and WW.

      b. The partners of ZCWK assigned all of their respective interests in ZCWK to NYCCA (the "ZCWK Assignment") and ZCWK was liquidated. As a result, all rights and title to the assets of ZCWK were transferred to NYCCA and the liabilities of ZCWK were assumed by NYCCA. In connection with the ZCWK Assignment, NYCCA assumed net liabilities of ZCWK of approximately $45.5 million in the aggregate. Prior to the Recapitalization Agreement, all partners of ZCWK were also partners of NYCCA in similar proportions.

      c. BRE/WW Inc. was admitted as a 1% general partner in NYCCA and the general partnership interests of WZG, Oldegard and WW were converted to limited partnership interests so that BRE/WW Inc. is the sole general partner in NYCCA.

On August 21, 1996, the NYCCA agreement was amended (the "Amended Partnership Agreement") to reflect the terms and conditions of the Recapitalization Agreement.

The amended percentage interests of the partners of NYCCA as of August 21, 1996 are as follows:


                                      General         Limited
                                    Partnership     Partnership
                                     Interest         Interest
                                    -----------     -----------
               BRE/WW Inc.              1%               - %
               WZG                      -              23.166
               Oldegard                 -              23.166
               WW                       -              23.166
               O&M                      -              20.592
               Cravath                  -               8.910


                                     A-3-15

Pursuant to the Amended Partnership Agreement, no partner is required to make additional capital contributions to NYCCA. The term of NYCCA will continue until December 31, 2046, unless NYCCA is sooner dissolved pursuant to certain provisions outlined in the Amended Partnership Agreement.

On August 26, 1996, Oldegard assigned its interest to an affiliate, Oldegard, L.L.C., a New York limited liability company, which transaction took place outside of NYCCA.

Debt Restructuring

NYCCA and ZCWK previously had loan facilities from Deutsche Bank A.G. ("DB") (the "DB Loans"). In accordance with the terms of the Recapitalization Agreement, amounts owed by ZCWK pursuant to the Loans were assigned to NYCCA. On October 25, 1996, pursuant to the amended and restated loan agreement between DB and NYCCA, the DB Loans and all accrued interest thereon were consolidated and restructured into six individual mortgages (the "Restructuring"). Additionally, on October 25, 1996, the DB Loans were purchased by affiliates of BRE/WW Inc and, contemporaneously, the First Mortgage Loan A and the First Mortgage Loan B (together, the "First Mortgage Loans") were, in turn, sold to a third party. The Fifth and the Sixth Mortgage Loans were subsequently assigned to a charitable organization.

Bankruptcy Filing

On November 20, 1996, NYCCA filed a voluntary plan for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code (the "Bankruptcy Plan"). On March 4, 1997, the Bankruptcy Plan was confirmed by the bankruptcy court and, under the protection of the bankruptcy court, NYCCA transferred the Office Tower to an affiliate of BRE/WW Inc. subject to the First Mortgage Loans and in full satisfaction of the Second Mortgage Loan on June 11, 1997. This transaction represents a non cash financing and investing activity and, as such, has been excluded from the statement of cash flows. Additionally, NYCCA executed a nonrecourse guaranty of the First Mortgage Loans secured by a First Mortgage lien on the Amenities and the maturity dates of the Subordinate Loans were extended to November 30, 2026.

2. SUMMARY OF SIGNIFICANT
   ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are prepared on the accrual basis of accounting in conformity with generally accepted accounting principles and are in conformity with the rules and regulations of the Securities and Exchange Commission for interim financial information.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and the results for the six months ended June 30, 1997 are not necessarily indicative of the results that would be obtained for the full fiscal year.


                                     A-3-16

The financial information contained herein is unaudited, however, in the opinion of management, all adjustments (which include normal recurring adjustments) necessary for a fair presentation of financial information have been included. The accompanying financial statements and related notes should be read in conjunction with the Partnership's 1996 audited financial statements.

Real Estate and Related Assets

The retail property is carried at cost and is periodically reviewed for impairment.

Expenditures for maintenance and repairs are charged to operations as incurred. Significant renovations or betterments which extend the economic useful life of the assets are capitalized.

Depreciation and Amortization

Building and improvements are depreciated on a straight-line basis over their estimated useful lives of 31.5 years. Tenant improvements are amortized on a straight-line basis over the term of the related lease beginning at the lease commencement date. Deferred financing costs are amortized on a straight-line basis over the term of the related debt. Deferred leasing costs represent legal fees, brokerage commissions and other lease inducements relating to leasing of tenant space. Deferred leasing costs are amortized on a straight-line basis over the term of the respective leases beginning at the lease commencement date.

Revenues

Base rental revenue is recognized on a straight-line basis over the life of the related lease when collectibility is reasonably assured. Differences between recognized base rental income amounts and the contractual amounts due are recorded on the balance sheet as rental income recorded in advance of receipt. Escalation revenue is recorded as earned on the accrual basis of accounting.

Statement of Cash Flows

For purposes of presenting cash flows, cash and cash equivalents include cash on hand, demand deposits and highly liquid debt instruments purchased with a maturity of three months or less.

Income Taxes

Income taxes have not been provided for in the accompanying financial statements. Each partner is responsible for reporting its allocable share of the Partnership's income, deductions, gains, losses and credits.


                                     A-3-17

3. RETAIL PROPERTY

The components of the Amenities as of June 30, 1997 are as follows:

        Land                                       $  6,627,491
        Building and improvements                    26,669,054
        Tenant improvements                           3,099,895
                                                   ------------
                                                     36,396,440
        Less- Accumulated depreciation               (7,623,709)
                                                   ------------
                                                   $ 28,772,731
                                                   ============

4. MORTGAGE LOANS

The mortgage loans are nonrecourse and bear interest at a fixed rate equal to the Applicable Federal Rate for Long-Term Debt, as of the Restructuring date, beginning on December 1, 1996, and are payable in arrears. Such rate was 7.13% as of the Restructuring date. Interest is payable only from Available Cash Flow of NYCCA, as defined. As of June 30, 1997, interest accrued on the mortgage loans was $11,634,272. The mortgage loans mature on November 30, 2026.

5. PARTNERSHIP LIQUIDITY

NYCCA has experienced significant operating losses in prior years, has a partners' deficit of $241,000,797 at June 30, 1997 and is projecting a substantial loss in 1997. As a result of payment deferral provisions of NYCCA's restructured mortgage loans, management projects that it will have sufficient cash flow to meet its working capital requirements in the coming year.

At any time after the 78th month following the Restructuring, if BRE/WW Inc. determines that the aggregate indebtedness encumbering the Amenities exceeds the fair market value of the Amenities, BRE/WW Inc. will have the option of delivering notice to NYCCA of its intent to cause title to the Amenities to be transferred to a designee of the holders of the mortgage loans in connection with BRE/WW Inc.'s sale of its interest in NYCCA.


                                     A-3-18

                  NEW YORK COMMUNICATIONS CENTER ASSOCIATES
                  LIMITED PARTNERSHIP (debtor-in-possession in 1996)

                  FINANCIAL STATEMENTS
                  AS OF DECEMBER 31, 1996 AND 1995
                  TOGETHER WITH AUDITORS' REPORT




                                       A-3-19

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To BRE/Worldwide Inc.:

We have audited the accompanying balance sheets of New York Communications Center Associates Limited Partnership ("NYCCA") (Note 2), debtor-in-possession in 1996 (the "Partnership"), as of December 31, 1996 and 1995, and the related statements of loss, partners' deficit and cash flows for each of the three years in the period then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As further discussed in Note 1, the Partnership filed a voluntary plan for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in November 1996. Under the protection of the bankruptcy court, the Partnership transferred its office tower to an affiliate of the general partner, subject to the first mortgage loans and in full satisfaction of the second mortgage loan, on June 11, 1997 (Note 12). The Partnership has experienced significant operating losses in prior years, has a partners' deficit of $234,338,512 at December 31, 1996, and is projecting a substantial loss in 1997. As more fully discussed in Notes 4 and 11, as a result of payment deferral provisions of the Partnership's newly restructured second mortgage loan and subordinate loan obligations, management projects that it will have sufficient cash flow to meet its working capital requirements in the coming year.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period then ended in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP


New York, New York
March 15, 1997 (except with respect
to the matter discussed in Note 12,
as to which the date is June 11, 1997)


                                       A-3-20



                                NEW YORK COMMUNICATIONS CENTER ASSOCIATES

                             LIMITED PARTNERSHIP (debtor-in-possession in 1996)

                                               BALANCE SHEETS

                                        DECEMBER 31, 1996 AND 1995


                            ASSETS                                   1996             1995
                            ------                              --------------   --------------

OFFICE PROPERTY (held for disposition in 1996), net of          $  367,935,617   $  444,550,792
   accumulated depreciation of $92,866,423 in 1995

RETAIL PROPERTY, net of accumulated depreciation of                 29,261,731       30,773,824
   $7,134,709 and $6,155,448 in 1996 and 1995, respectively

DEFERRED LEASING COSTS, net of accumulated amortization of             223,962          229,334
   $134,729 and $120,654 in 1996 and 1995, respectively

DEFERRED FINANCING COSTS, net of accumulated amortization of         4,417,947       14,419,760
   $12,986,445 and $26,356,730 in 1996 and 1995, respectively

RENTAL INCOME RECORDED IN ADVANCE OF RECEIPT                         1,757,424        1,408,820

PREPAID EXPENSES AND OTHER ASSETS                                    6,863,167        7,336,962

ACCOUNTS RECEIVABLE FROM TENANTS, net of reserve for                   661,512          293,442
   uncollectible accounts of $285,300 and $220,300

DEPOSITS HELD IN ESCROW                                                 99,290          328,654

CASH AND CASH EQUIVALENTS                                            1,163,296        1,570,684
                                                                --------------   --------------
              Total assets                                      $  412,383,946   $  500,912,272
                                                                ==============   ==============


              LIABILITIES AND PARTNERS' DEFICIT                      1996             1995

LIABILITIES (SUBJECT TO COMPROMISE IN 1996):


   Mortgage loan obligations-


      First mortgage loan                                       $  290,000,000   $           -

      Second mortgage loan - related party                          55,000,000               -

      Third and fourth mortgage loans - related party               70,000,000               -

      Fifth and sixth mortgage loans                               193,763,762               -

      Deutsche Bank loan facilities-


         Carrying amount including deferred interest of                     -       558,457,197
           $26,407,751

         Option deposit and participating interest liabilities              -        83,447,487

   Accrued real estate taxes - ICIP - office tower                  22,935,617       21,002,832

   Accrued real estate taxes - ICIP - amenities                        399,800          365,264

   Accounts payable, accrued expenses and other liabilities          3,181,176        4,655,397

   Accrued interest payable                                          4,783,515        5,233,216

   Accrued interest payable-related party                            1,658,716               -

   Advance from general partner                                      1,145,964               -

   Notes payable to affiliates                                              -           311,075

   Prepaid rent                                                      3,853,908        3,534,267
                                                                --------------   --------------
              Total liabilities                                    646,722,458      677,006,735


COMMITMENTS AND CONTINGENCIES



PARTNERS' DEFICIT                                                 (234,338,512)    (176,094,463)
                                                                --------------   --------------
              Total liabilities and partners' deficit           $  412,383,946   $  500,912,272
                                                                ==============   ==============

The accompanying notes are an integral part of these balance sheets.


                                       A-3-21

                    NEW YORK COMMUNICATIONS CENTER ASSOCIATES

               LIMITED PARTNERSHIP (debtor-in-possession in 1996)

                               STATEMENTS OF LOSS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                         1996            1995            1994
                                                     -------------  --------------  --------------

REVENUES:

   Rent-
      Office tower                                   $  62,231,803  $   71,530,536  $   67,091,092
      Retail property                                    5,203,245       5,254,790       4,914,357
   Interest                                                206,362         219,529         149,097
   Other                                                   193,695          76,483       3,026,328
                                                     -------------  --------------  --------------
              Total revenues                            67,835,105      77,081,338      75,180,874
                                                     -------------  --------------  --------------
EXPENSES:
   Real estate taxes-
      Office tower                                      13,303,944      12,276,941      11,086,186
      Retail property                                    1,165,104       1,202,839       1,183,224
   Property operating expenses-
      Office tower                                       9,336,699       9,052,504       8,906,283
      Retail property                                    1,368,491       1,289,024       1,292,621
   Interest expense                                     49,725,712      61,192,195      59,407,711
   Interest expense - related party                      1,658,716              -               -
   Depreciation and amortization                        19,957,997      20,243,650      20,059,752
   General and administrative                              263,474         235,985         286,643
   Other                                                   214,569         411,292         222,367
   Provision for uncollectible accounts                     65,000          80,000         105,000
   Loss on lease abandonment                            23,717,724              -          953,880
   Write-down of real estate and related assets         48,389,243              -               -
                                                     -------------  --------------  -------------
              Total expenses                           169,166,673     105,984,430     103,503,667
                                                     -------------  --------------  --------------
              Net loss before reorganization item     (101,331,568)    (28,903,092)    (28,322,793)

REORGANIZATION ITEM:
   Gain on debt restructuring                           42,487,519              -               -
                                                     -------------  --------------  -------------
              Net loss                               $ (58,844,049) $  (28,903,092) $  (28,322,793)
                                                     =============  ==============  ==============


The accompanying notes are an integral part of these statements.


                                       A-3-22



                                       NEW YORK COMMUNICATIONS CENTER ASSOCIATES

                                  LIMITED PARTNERSHIP (debtor-in-possession in 1996)

                                            STATEMENTS OF PARTNERS' DEFICIT

                                  FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



                                                    BRE/WW Inc.         WZG           Oldegard           WW              KG
                                                    -----------      ------------   -------------    -----------    -------------

PARTNERS' DEFICIT, December 31, 1993               $          -     $ (20,960,715)  $ (21,570,920)  $ (21,560,065)  $ (20,020,176)
   Capital contributions                                      -           106,111              -           95,948          95,948

   Net loss for 1994                                          -        (4,602,453)     (4,602,453)     (4,602,453)     (4,602,453)
                                                  --------------   --------------  --------------  --------------  --------------

PARTNERS' DEFICIT, December 31, 1994                          -       (25,457,057)    (26,173,373)    (26,066,570)    (24,526,681)

   Net loss for 1995                                          -        (4,696,752)     (4,696,752)     (4,696,752)     (4,696,752)
                                                  --------------   --------------  --------------  --------------  --------------

PARTNERS' DEFICIT, December 31, 1995                          -       (30,153,809)    (30,870,125)    (30,763,322)    (29,223,433)

    Net loss for the period from January 1,
       1996 through July 30, 1996                             -        (2,388,244)     (2,388,244)     (2,388,244)     (2,388,244)

    Assignment by Ayer                                        -        (5,726,074)     (5,726,074)     (5,726,074)             -

    Net loss for the period from July 31, 1996
       through August 21, 1996                                -          (411,218)       (411,218)       (411,218)       (341,224)

    Deemed capital contributions                              -           150,000         150,000         150,000         150,000

    Withdrawal of KG                                          -        (7,436,106)     (7,436,106)     (7,436,106)     31,802,901

    Net loss for the period from August 22,
       1996 through December 31, 1996                   (420,473)      (9,740,683)     (9,740,683)     (9,740,683)             -
                                                  --------------   --------------  --------------  --------------  --------------

PARTNERS' DEFICIT, December 31, 1996               $    (420,473)   $ (55,706,134)  $ (56,422,450)  $ (56,315,647)  $          -
                                                   =============    =============   =============   =============   =============



                                                      O&M           Cravath           Ayer             Total
                                                 --------------    -------------   -------------   --------------

PARTNERS' DEFICIT, December 31, 1993             $ (17,572,594)   $  (7,496,171)  $  (9,985,944)  $ (119,166,585)

   Capital contributions                                    -                -               -           298,007

   Net loss for 1994                                (4,956,492)      (2,124,209)     (2,832,280)     (28,322,793)
                                                --------------   --------------  --------------   --------------

PARTNERS' DEFICIT, December 31, 1994               (22,529,086)      (9,620,380)    (12,818,224)    (147,191,371)

   Net loss for 1995                                (5,058,043)      (2,167,732)     (2,890,309)     (28,903,092)
                                                --------------   --------------  --------------   --------------

PARTNERS' DEFICIT, December 31, 1995               (27,587,129)     (11,788,112)    (15,708,533)    (176,094,463)

    Net loss for the period from January 1,
       1996 through July 30, 1996                   (2,571,956)      (1,102,266)     (1,469,689)     (14,696,887)

    Assignment by Ayer                                      -                -       17,178,222               -

    Net loss for the period from July 31, 1996
       through August 21, 1996                        (367,471)        (157,488)             -        (2,099,837)

    Deemed capital contributions                            -                -               -           600,000

    Withdrawal of KG                                (6,646,226)      (2,848,357)             -                -

    Net loss for the period from August 22,
       1996 through December 31, 1996               (8,658,385)      (3,746,418)             -       (42,047,325)
                                                --------------   --------------  --------------   --------------

PARTNERS' DEFICIT, December 31, 1996             $ (45,831,167)   $ (19,642,641)  $          -    $ (234,338,512)
                                                 =============    =============   =============   ==============




The accompanying notes are an integral part of these statements.


                                       A-3-23

                    NEW YORK COMMUNICATIONS CENTER ASSOCIATES

               LIMITED PARTNERSHIP (debtor-in-possession in 1996)

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



                                                           1996           1995           1994
CASH FLOWS FROM OPERATING ACTIVITIES:

   Net loss                                            $ (58,844,049) $ (28,903,092) $ (28,322,793)
                                                       -------------  -------------  -------------

   Adjustments to reconcile net loss to net cash used in operating activities-


         Depreciation and amortization                    19,957,997     20,243,650     20,059,752

         Accretion of Deutsche Bank debt discount                 -       8,117,422      8,591,759

         Provision for uncollectible accounts                 65,000         80,000        105,000

         Loss on lease abandonment                        23,717,724             -         953,880

         Write-down of real estate and related assets     48,389,243             -              -

         Gain on debt restructuring                      (42,487,519)            -              -

         Increase in rental income recorded in              (348,604)    (5,301,373)    (4,864,689)
           advance of receipt

         Decrease (increase) in prepaid expenses and         473,795     (1,395,464)      (843,249)
           other assets

         Decrease (increase) in due from escrow agent        229,364      3,000,000     (3,000,000)

         (Increase) decrease in accounts receivable         (433,070)      (182,921)       798,629
           from tenants

         (Decrease) increase in accounts payable,           (235,462)    (5,729,723)     1,204,590
           accrued expenses and other liabilities

         (Decrease) increase in accrued interest            (449,701)      (420,341)       280,141
           payable


         Increase in accrued interest payable -            1,658,716             -              -
           related party

         Increase (decrease) in prepaid rent                 319,641     (1,039,159)     1,776,132

         Increase in accrued real estate taxes -           1,967,321      2,328,013      3,140,817
                                                       -------------  -------------  -------------
           ICIP


              Total adjustments                           52,824,445     19,700,104     28,202,762
                                                       -------------  -------------  -------------

              Net cash used in operating activities       (6,019,604)    (9,202,988)      (120,031)
                                                       -------------  -------------  -------------


CASH FLOWS FROM INVESTING ACTIVITIES:

   Capital expenditures for building and improvements     (1,622,959)    (2,665,188)    (1,271,511)
   Capital expenditures for tenant improvements           (1,490,749)            -      (2,907,152)
   Deferred leasing costs                                   (830,334)      (224,953)      (310,163)
   Principal repayment of loan receivable from tenant             -           6,719          6,265
                                                       -------------  -------------  -------------
              Net cash used in investing activities       (3,944,042)    (2,883,422)    (4,482,561)
                                                       -------------  -------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES:

   Borrowings under Deutsche Bank loan facilities          8,180,930      8,147,379      4,739,325
   Paydown of Deutsche Bank loan facilities                       -      (3,000,000)            -
   Decrease in deposits held in escrow                       229,364        203,435      1,262,705
   Repayment of notes payable                                     -              -        (258,250)
   Capital contributions by partners                              -              -         298,007
   Increase in deferred financing costs                           -         (22,246)            -
   Advances from general partner                           1,145,964             -              -
                                                       -------------  -------------  ------------
              Net cash provided by financing               9,556,258      5,328,568      6,041,787
                                                       -------------  -------------  -------------
                 activities

              Net decrease in cash and cash                 (407,388)    (6,757,842)     1,439,195
                 equivalents

CASH AND CASH EQUIVALENTS, beginning of year               1,570,684      8,328,526      6,889,331
                                                       -------------  -------------  -------------

CASH AND CASH EQUIVALENTS, end of year                 $   1,163,296  $   1,570,684  $   8,328,526
                                                       =============  =============  =============



The accompanying notes are an integral part of these statements.

                                       A-3-24

                    NEW YORK COMMUNICATIONS CENTER ASSOCIATES

               LIMITED PARTNERSHIP (debtor-in-possession in 1996)

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995


1. BACKGROUND, RECAPITALIZATION,
   DEBT RESTRUCTURING AND
   BANKRUPTCY FILING

BACKGROUND

New York Communications Center Associates Limited Partnership ("NYCCA") and ZCWK Associates L.P. ("ZCWK") (together, the "Partnerships") were initially organized under Delaware law on November 21, 1985, among (a) WZ Garden Corp., a New York corporation ("WZG"); (b) Oldegard Corp., a New York corporation ("Oldegard");
(c) WW West "A" Associates, a New York limited partnership ("WW"); (d) KG MS Garden Corp., a New York corporation ("KG"), as general partners; and (e) Ogilvy & Mather World-Wide, Inc., a New York corporation, as limited partner. Subsequent to 1985, the partnership agreements were amended and restated several times to admit KG; Cravath, Swaine & Moore ("Cravath"), a New York partnership; and N. W. Ayer & Son, Inc. ("Ayer"), a Delaware corporation, as limited partners. On September 3, 1991, Ogilvy & Mather World-Wide, Inc. assigned its interest to two affiliates (collectively "O&M") which transaction took place outside of the Partnerships.

Prior to 1996, the percentage interests of the partners were as follows:


                                             NYCCA                        ZCWK
                                   ------------------------     ------------------------
                                     General       Limited        General       Limited
                                   Partnership   Partnership    Partnership   Partnership
                                     Interest      Interest      Interest       Interest
                                   -----------   -----------    -----------   -----------

      WZG                              10.83%         5.42%        14.667%         1.583%
      Oldegard                         10.83          5.42         14.667          1.583
      WW                               10.83          5.42         14.667          1.583
      KG                               10.83          5.42         14.667          1.583
      O&M                               -            17.50          -             17.500
      Cravath                           -             7.50          -              7.500
      Ayer                              -            10.00          -             10.000

On July 30, 1996, Ayer assigned its limited partnership interests in the Partnerships, in equal amounts, to WZG, Oldegard, WW and KG. These transactions took place outside of the Partnerships.


                                       A-3-25

The purpose of the Partnerships is to manage, operate, improve, rent, lease, finance, encumber or dispose of property between Eighth and Ninth Avenues and 49th and 50th Streets in New York City. NYCCA developed a 47-story office building consisting of approximately 1,600,000 gross square feet (the "Office Tower"). The remainder of the site, consisting of a residential condominium and commercial complex including retail stores, a theater, a health club and a parking garage (the "Amenities"), was developed by ZCWK. In 1991, the unsold condominium units of ZCWK were sold to an affiliate of KG and WW. The Office Tower and the Amenities are collectively referred to as the Project. As of December 31, 1996, the Office Tower and the Amenities were 98% occupied.

Recapitalization

Pursuant to a recapitalization agreement between BRE/Worldwide Inc. ("BRE/WW Inc."), its affiliates, NYCCA, the partners of NYCCA, ZCWK and the partners of ZCWK (the "Recapitalization Agreement") dated August 21, 1996, the following transactions occurred:

      a. KG withdrew as a partner from both NYCCA and ZCWK and assigned interests previously assigned to it by Ayer to WZG, Oldegard and WW.

      b. The partners of ZCWK assigned all of their respective interests in ZCWK to NYCCA (the "ZCWK Assignment") and ZCWK was liquidated. As a result, all rights and title to the assets of ZCWK were transferred to NYCCA and the liabilities of ZCWK were assumed by NYCCA. In connection with the ZCWK Assignment, NYCCA assumed net liabilities of ZCWK of approximately $45.5 million in the aggregate. Prior to the Recapitalization Agreement, all partners of ZCWK were also partners of NYCCA in similar proportions. Due to the financial statement presentation of NYCCA and ZCWK on a combined basis prior to August 21, 1996 (Note 2), the ZCWK Assignment has no financial statement impact on the accompanying financial statements.

      c. BRE/WW Inc. was admitted as a 1% general partner in NYCCA and the general partnership interests of WZG, Oldegard and WW were converted to limited partnership interests so that BRE/WW Inc. is the sole general partner in NYCCA.

On August 21, 1996, the NYCCA agreement was amended (the "Amended Partnership Agreement") to reflect the terms and conditions of the Recapitalization Agreement.

The amended percentage interests of the partners of NYCCA as of August 21, 1996 are as follows:

                                         General            Limited
                                       Partnership        Partnership
                                        Interest           Interest
                                     --------------      -------------

             BRE/WW Inc.                   1%                     - %
             WZG                          -                  23.166
             Oldegard                     -                  23.166
             WW                           -                  23.166
             O&M                          -                  20.592
             Cravath                      -                   8.910


                                       A-3-26

Pursuant to the Amended Partnership Agreement, no partner is required to make additional capital contributions to NYCCA. The term of NYCCA will continue until December 31, 2046, unless NYCCA is sooner dissolved pursuant to certain provisions outlined in the Amended Partnership Agreement.

On August 26, 1996, Oldegard assigned its interest to an affiliate, Oldegard, L.L.C., a New York limited liability company, which transaction took place outside of NYCCA.

DEBT RESTRUCTURING

As more fully discussed on Note 4, NYCCA and ZCWK previously had loan facilities from Deutsche Bank A.G. ("DB") (the "DB Loans"). In accordance with the terms of the Recapitalization Agreement, amounts owed by ZCWK pursuant to the Loans were assigned to NYCCA. On October 25, 1996, pursuant to the amended and restated loan agreement between DB and NYCCA, the DB Loans and all accrued interest thereon were consolidated and restructured into six individual mortgages (the "Restructuring") (Note 4).

BANKRUPTCY FILING

On November 20, 1996, NYCCA filed a voluntary plan for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code (the "Bankruptcy Plan") (Note 12). Under the protection of the bankruptcy court, NYCCA plans to transfer the Office Tower to an affiliate of BRE/WW Inc. subject to the First Mortgage Loans and in full satisfaction of the Second Mortgage Loan (Note 4) no later than July 31, 1997 (Note 12). Additionally, NYCCA will execute a nonrecourse guaranty of the First Mortgage Loans secured by a First Mortgage lien on the Amenities and the maturity dates of the Subordinate Loans (Note 4) will be extended to November 30, 2026.

In connection with the Bankruptcy Plan, NYCCA recognized a gain of $42,487,519 representing the excess of the carrying amount of the DB Loans, accrued interest and certain participating interest and purchase option deposit liabilities associated with the DB Loans over the total amounts allowed under the Bankruptcy Plan. Additionally, NYCCA recorded a nonrecurring charge of $48,389,243 to write-down the Office Tower and related assets to their estimated fair value, which approximated the level of debt they will be transferred in satisfaction of, under the Bankruptcy Plan.

Under Chapter 11, certain claims against NYCCA in existence prior to the filing of the Bankruptcy Plan under the federal bankruptcy laws are stayed while NYCCA continues business operations as debtor-in-possession. Pursuant to the Bankruptcy Plan, however, in order to ensure the continued operations of the Partnership, NYCCA was granted the right to utilize funds, approved by its lender under the First Mortgage Loans, to pay when due all operating and other expenditures during the pendency of NYCCA's Chapter 11 filing.

                                       A-3-27

2. SUMMARY OF SIGNIFICANT
   ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying financial statements are prepared on the accrual basis of accounting in conformity with generally accepted accounting principles and include the combined accounts of NYCCA and ZCWK through August 21, 1996. As discussed in Note 1, on such date, ZCWK was liquidated and the net assets and liabilities of ZCWK were transferred to NYCCA. Prior to August 21, 1996, all material intercompany accounts and transactions were eliminated.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates,

REAL ESTATE AND RELATED ASSETS

In connection with NYCCA's filing of the Bankruptcy Plan, the Office Tower and related assets are classified as office property-held for disposition on the accompanying balance sheets in 1996.

The retail property is carried at cost and is periodically reviewed for impairment.

Expenditures for maintenance and repairs are charged to operations as incurred. Significant renovations or betterments which extend the economic useful life of the assets are capitalized.

LIABILITIES SUBJECT TO COMPROMISE

In connection with the Bankruptcy Plan, NYCCA's liabilities are classified as subject to compromise in 1996 as they may be affected by the outcome of the Bankruptcy Plan.

DEPRECIATION AND AMORTIZATION

Building and improvements are depreciated on a straight-line basis over their estimated useful lives of 31.5 years. Tenant improvements are amortized on a straight-line basis over the term of the related lease beginning at the lease commencement date. Deferred financing costs are amortized on a straight-line basis over the term of the related debt. Deferred leasing costs represent legal fees, brokerage commissions and other lease inducements relating to leasing of tenant space. Deferred leasing costs are amortized on a straight-line basis over the term of the respective leases beginning at the lease commencement date.

REVENUES

Base rental revenue is recognized on a straight-line basis over the life of the related lease when collectibility is reasonably assured. Differences between recognized base rental income amounts

                                       A-3-28
and the contractual amounts due are recorded on the balance sheets as rental income recorded in advance of receipt. Escalation revenue is recorded as earned on the accrual basis of accounting.

Included in rent-retail property is parking garage income of $1,816,248, $1,808,749 and $1,677,806 pursuant to a management agreement with a third party for the years ended December 31, 1996, 1995 and 1994, respectively.

DEUTSCHE BANK LOAN FACILITIES

As discussed in Note 4, the difference between the face amounts of the DB Loans and their discounted present value was recorded by the Partnerships as option deposit and participating interest liabilities. The participating interest liability was reduced as payments were due by the Partnerships under the participation clause of the debt agreement and the option deposit liability was to be maintained by the Partnerships until either the option was exercised, had lapsed or was terminated.

DEPOSITS HELD IN ESCROW

Deposits held in escrow represent cash held by third parties which is not controlled by the Partnerships.

STATEMENTS OF CASH FLOWS

For purposes of presenting cash flows, cash and cash equivalents include cash on hand, demand deposits and highly liquid debt instruments purchased with a maturity of three months or less. Cash payments for interest were approximately $38.4 million, $51.6 million and $49.1 million for the years ended December 31, 1996, 1995 and 1994, respectively.

DISCLOSURE ABOUT FAIR VALUES
OF FINANCIAL INSTRUMENTS

In December 1991, Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures about Fair Values of Financial Instruments," was issued. SFAS No. 107 requires all entities to disclose the fair value of financial instruments, for which it is practicable to estimate fair value.

NYCCA's financial instruments include cash equivalents, deposits held in escrow, notes payable and advances from the general partner, whose carrying amounts in 1996 and 1995, due to their short-term nature, approximate fair value. Due to the variable rate nature of the First Mortgage Loan A, its carrying amount approximates fair value. The First Mortgage Loan B and the Second Mortgage Loan (Note 4) have fixed interest rates; however, due to the close proximity of the Restructuring to year end and the fact that there has been no significant change in interest rates, their carrying amounts approximate fair value. An estimate of the fair value of the Subordinate Loans (Note 4) could not be practicably made due to the significant deficiency in the underlying collateral.


                                       A-3-29

An estimate of the fair value of the DB Loans in 1995, which included the option deposit and participating interest liabilities, could not be practicably made as the carrying amount of the DB Loans exceeded the estimated current fair value of the collateral.

INCOME TAXES

Income taxes have not been provided for in the accompanying financial statements. Each partner is responsible for reporting its allocable share of the Partnership's income, deductions, gains, losses and credits.

3. REAL ESTATE AND RELATED ASSETS

In connection with the Restructuring, the Office Tower and related assets were combined as office property on the accompanying balance sheets in 1996 and were written down to their estimated fair value, which approximated the level of debt they will be transferred in satisfaction of under the Bankruptcy Plan. The Office Tower and related assets were reclassified in 1995 to conform with the current year's presentation.

In 1995, the components of the Office Tower and related assets were as follows:


                                                         1995
                                                     ------------

         Land                                       $  79,822,989
         Building and improvements                    292,396,110
         Tenant improvements                           86,825,092
         Deferred leasing costs                        11,620,762
         Rental income recorded in advance of
           receipt                                     66,752,262
                                                    -------------
                                                      537,417,215
         Less- Accumulated depreciation               (92,866,423)
                                                    -------------
                                                    $ 444,550,792
                                                    -------------
                                                    -------------

The components of the Amenities as of December 31, 1996 and 1995 are as follows:


                                                   1996            1995
                                              -------------   -------------


   Land                                         $ 6,627,491    $  6,627,491
   Building and improvements                     26,669,054      27,251,886
   Tenant improvements                            3,099,895       3,049,895
                                              -------------  --------------
                                                 36,396,440      36,929,272
   Less- Accumulated depreciation                (7,134,709)     (6,155,448)
                                              -------------  --------------
                                                $29,261,731    $ 30,773,824
                                                ===========    ============


                                       A-3-30

4. LONG-TERM DEBT

1996 RESTRUCTURING

As a result of the Restructuring, NYCCA had outstanding mortgage obligations at December 31, 1996, as follows:

                                                      PRINCIPAL
               DESCRIPTION                             AMOUNT
             --------------                         -------------

         First Mortgage Loan A                     $  215,000,000
         First Mortgage Loan B                         75,000,000
         Second Mortgage Loan                          55,000,000
         Third Mortgage Loan                           40,000,000
         Fourth Mortgage Loan                          30,000,000
         Fifth Mortgage Loan                          153,894,804
         Sixth Mortgage Loan                           39,868,958
                                                   --------------
                                                   $  608,763,762
                                                   --------------
                                                   --------------

The loans are collateralized by respective lien positions on the Office Tower and the Amenities.

On October 25, 1996, the DB Loans were purchased by affiliates of BRE/WW Inc. and, contemporaneously, the First Mortgage Loan A and the First Mortgage Loan B (together, the "First Mortgage Loans") were, in turn, sold to a third party. The Fifth and the Sixth Mortgage Loans were subsequently assigned to a charitable organization.

        FIRST MORTGAGE LOANS

        The terms of the First Mortgage Loans are as follows:

               DESCRIPTION                       INTEREST RATE           MATURITY
              -------------                      -------------       ----------------
         First Mortgage Loan A                 LIBOR plus 1.8%       November 1, 1998
         First Mortgage Loan B                 13.5%                 November 1, 1998


        Interest on the First Mortgage Loans is payable monthly. As of December 31, 1996, accrued interest on the First Mortgage Loans was $2,212,330. Upon the occurrence of an Event of Default, as defined, at the option of the lender, all principal and unpaid interest is immediately due and payable and interest accrues until the First Mortgage Loans are paid in full at the applicable interest rates plus 4% (Note 12).

        The Partnership incurred an additional fee of $750,000 in connection with entering into the First Mortgage Loan B, which fee is recorded as a reduction of the gain recognized in connection with the Restructuring.


                                       A-3-31

        SECOND MORTGAGE LOAN AND SUBORDINATE LOANS

        The Second Mortgage Loan and the Third through the Sixth Mortgage Loans (the "Subordinate Loans") are nonrecourse and bear interest at a fixed rate equal to the Applicable Federal Rate for Long-Term Debt, as of the Restructuring date, beginning on December 1, 1996, and are payable in arrears. Such rate was 7.13% as of the Restructuring date. Interest is payable only from Available Cash Flow of NYCCA, as defined. As of December 31, 1996, interest accrued on the Second Mortgage Loan and the Subordinate Loans was $4,229,901. The Second Mortgage Loan and the Subordinate Loans mature on May 31, 2002 (Note 12).

DEUTSCHE BANK LOAN FACILITIES

On May 25, 1989, NYCCA and ZCWK obtained the DB Loans which provided for maximum commitments of $498,311,114 and $55,388,886, respectively. The DB Loans accrued interest at a rate of 8.175% per annum through May 31, 1994, at which time they began accruing interest at a rate of 8.675% per annum. The DB Loans were to accrue interest at this rate until May 31, 1999, at which time they were to begin accruing interest at 2% above the 3-year Treasury Note Rate and would continue to do so until maturity on May 31, 2002. The Partnerships were only required to make monthly interest payments at the rate of 8% per annum throughout the term of the DB Loans. The difference between the cash payment rate and accrual rate was deferred until maturity. The deferred interest on the DB Loans was compounded semiannually on June 1 and December 1 at a rate of 8.675% per annum. At December 31, 1995, the deferred interest balance was $12,739,730.

On July 28, 1992, the DB Loans were restructured whereby DB loaned an additional $10 million to NYCCA (the "Additional Loan") and DB allowed the Partnerships to defer interest payments due under the original DB Loans and the Additional Loan up to an aggregate amount of $22,200,000 through December 31, 1995. The Additional Loan had the same terms as the DB Loans. Pending a mutual agreement between DB and the Partnerships with respect to (i) extending the deferral period, (ii) DB formally approving the 1996 operating budget and (iii) other stipulations outlined by DB to the Partnerships, DB continued to fund operating shortfalls of NYCCA on a month to month basis. The deferred interest was evidenced by promissory notes (the "Interest Shortfall Notes"), which bore interest at LIBOR plus 2% and was payable monthly. To the extent the Partnerships could not pay interest on the Interest Shortfall Notes, it was added to the principal of the Interest Shortfall Notes. As of December 31, 1995, the balance of the Interest Shortfall Notes was $17,148,012. The weighted average interest rate on the Interest Shortfall Notes was 8.2% in 1995.

The DB Loans were cross-collateralized, fully cross-defaulted and were secured by an assignment of their interest in all leases and rents of the Office Tower and Amenities, as well as creating first, second, and third mortgages on the land and the building and improvements.

The original carrying amount of the DB Loans was recorded by the Partnerships at their present value discounted at a rate of 11%. The difference between the face amounts of the DB Loans and their present value was allocated to the NYCCA and ZCWK option deposit and the participating

                                       A-3-32
interest liabilities. The following is a reconciliation between the face amounts of the DB Loans and their carrying amounts at December 31, 1995:


                                                            NYCCA          ZCWK          Total
                                                          -----------   -----------   ------------

      Face amount of the DB Loans and Additional Loan     $508,311,114  $ 55,388,886  $563,700,000
         Less- Original amount of option deposit and
            participating interest liabilities              77,412,957     8,612,522    86,025,479
                                                          ------------  ------------  ------------

                    Original carrying amount of the
                       DB Loans and Additional Loan
                       before accretion of debt discount   430,898,157    46,776,364   477,674,521

         Plus- Cumulative accretion of debt discount,
            including $7,297,961 and $819,461 for NYCCA
            and ZCWK, respectively, in 1995                 45,731,158     5,163,776    50,894,934
                                                          ------------  ------------  ------------

                    Carrying amount of the DB Loans and
                       Additional Loan                     476,629,315    51,940,140   528,569,455

      Deferred interest                                     26,407,751     3,479,991    29,887,742
                                                          ------------  ------------  ------------
                    Carrying amount of the DB Loans and
                       Additional Loan including
                       deferred interest                  $503,037,066  $ 55,420,131  $558,457,197
                                                          ============  ============  ============

The Partnerships were also obligated to pay additional interest equal to a percentage of Net Cash Flow, as defined. As a result of the July 28, 1992 restructuring, the percentage of Net Cash Flow was increased from 43% to 49.9%. Net Cash Flow interest was calculated for the DB Loans on a combined basis. The following is a reconciliation of the option deposit and participating interest liabilities at December 31, 1995:

                                                             NYCCA          ZCWK          TOTAL
                                                           ----------    ----------    -----------

      Original amount of option deposit and                $77,412,957   $ 8,612,522   $ 86,025,479
         participating interest liabilities
            Less- Cumulative amount of Net Cash Flow
               participation due to DB                       1,340,331     1,237,661      2,577,992
                                                          ------------  ------------  -------------
                    Amount reflected as option deposit
                       and participating interest
                          liabilities                      $76,072,626   $ 7,374,861   $ 83,447,487
                                                           ===========   ===========   ============

5. RECONCILIATION OF NET
   LOSS TO TAXABLE LOSS

The following table reconciles net loss for financial reporting proposes to taxable loss for federal income tax reporting purposes for the years ended 1996, 1995 and 1994. The differences are due primarily to (i) differences between the tax and financial statement bases of buildings and improvements, (ii) the depreciating of real estate on a straight-line basis for financial reporting purposes while using accelerated methods for tax reporting purposes, (iii) recognition of rental income on a straight-line basis for financial reporting purposes and based upon the contractual minimum rental payments for tax reporting purposes, and (iv) recording of certain adjustments in

                                       A-3-33
connection with the Restructuring for financial reporting purposes but not for tax reporting purposes.

                                                   1996          1995            1994
                                              -------------   ------------    ------------
Net loss for financial reporting purposes     $ (58,844,049)  $(28,903,092)   $(28,322,793)
                                              -------------   ------------    ------------

Difference between tax and financial
   statement depreciation and amortization        4,613,965     6,257,097       3,983,812
Adjustment for straight-line rent                (2,240,452)   (5,417,353)     (5,492,974)
Debt restructuring adjustments                   18,438,480            -               -
Reversal of financial statement write-down
   of real estate and related assets             48,389,243            -               -
Reversal of financial statement gain on
   Restructuring                                (42,487,519)           -               -
Adjustments for original issue discount
   accretion and interest accruals               (2,736,979)      393,800       6,409,978
Real estate tax escalations and interest
   income                                                -       (493,819)      2,476,067
Other                                               665,221       687,360      (1,774,369)
                                              -------------   -----------     -----------
              Net loss for income tax
               reporting purposes             $ (34,202,090)  $(27,476,007)   $(22,720,279)
                                              =============   ============    ============


6. ALLOCATION OF NET PROFITS
   AND LOSSES

Prior to the Recapitalization, the partnership agreements stipulated that net income and loss were to be allocated in the following manner:

    a. All net losses will be allocated as follows: (i) first, to the partners with a positive capital account, as defined, in the proportion the positive capital accounts have to each other, until they have received sufficient allocations of losses to reduce their capital accounts to zero; and (ii) second, to the partners in accordance with their interests in the Partnerships.

    b. All net income will be allocated as follows: (i) first, to the partners in accordance with any prior allocations of net losses; (ii) second, to the partners with negative capital accounts, in the proportion of the negative capital accounts have to each other, until the balance of each partner's capital account is zero; (iii) third, to the extent such net income is derived from a Capital Transaction, as defined, to the Partnerships in the amounts and the proportions necessary to cause their respective capital accounts to bear the same ratios as their respective interests in the Partnerships; and (iv) fourth, to the partners in accordance with their interests in the Partnerships.

    c. Notwithstanding any other provision in the partnership agreements, the general partners will be allocated or distributed at least 1% of the net income or net loss and distributions from the Partnerships.

After the Recapitalization, the Amended Partnership Agreement of NYCCA stipulates that net income and loss will be allocated in accordance with the partners' percentage interests. Net income or loss resulting from a sale or disposition of all or substantially all of NYCCA's assets or otherwise associated with a liquidation of NYCCA shall be allocated first, in order to cause the


                                       A-3-34
capital accounts of each partner to agree with its percentage interests, and thereafter, in accordance with the partners' percentage interests.

7. DISTRIBUTIONS

Prior to the Recapitalization, Distributable Funds from Operations, as defined, were to be distributed at least on a quarterly basis to the partners in the ratio of their interests in the Partnerships.

Pursuant to the Amended Partnership Agreement, distributions of Capital Proceeds, as defined, and Non-Capital Proceeds, as defined, shall be distributed to the partners in the ratio of their NYCCA partnership interests.

During 1996 and 1995, no cash was available for distribution.

Distributions from a final dissolution of NYCCA shall be allocated first, to the extent of a partner's positive capital account balance after making all adjustments to that balance pursuant to the Amended Partnership Agreement and thereafter, in accordance with the partners' percentage interests.

8. RELATED PARTY TRANSACTIONS

The Partnerships have entered into various transactions with related parties, including the following:

    a. General and administrative services including accounting, construction and leasing services were provided to the Partnerships by Zeckendorf Realty L.P. ("Zeckendorf"), a WZG affiliate. Approximately $25,800, $15,400 and $32,500 was paid by the Partnerships to Zeckendorf for services provided during 1996, 1995 and 1994, respectively. Total property management fees and asset management fees charged by Zeckendorf in 1996, 1995 and 1994, respectively, were $738,333, $850,000 and
        $775,000, respectively.

    b. NYCCA has lease agreements with O&M and Cravath, who are limited partners in the Partnerships, for approximately 585,000 and 370,000 square feet, respectively. NYCCA has expended approximately $56.6 million for tenant improvements in the NYCCA Project for these two tenants. The lease agreements stipulate fixed annual rent per square foot, as well as reimbursement from each tenant for its proportionate share of operating expenses and real estate taxes. Total rent, including escalations for operating expenses and real estate taxes, from these tenants amounted to approximately $43.7 million, $39.4 million and $43.0 million in 1996, 1995 and 1994, respectively. Of the aggregate future minimum lease payments disclosed in Note 10, approximately $450 million relates to these tenants.

    c. NYCCA had a lease agreement with Ayer, who was a limited partner in the Partnerships through July 30, 1996, for approximately 227,000 square feet. NYCCA had expended approximately $17.8 million for tenant improvements in the NYCCA Project for Ayer. The lease agreement stipulated fixed annual rent per square foot, as well as reimbursement for Ayer's proportionate share of operating expenses and real estate taxes. Total rent,

                                       A-3-35
        including escalations for operating expenses and real estate taxes, from Ayer amounted to approximately $5.0 million, $12.3 million and $13.4 million in 1996, 1995 and 1994, respectively.

        On December 9, 1994, Ayer surrendered two floors to NYCCA in connection with the third amendment to its lease. As a condition of the surrender, Ayer was required to pay additional rent in the amount of $250,000 per annum, for the period from January 1, 1995 to September 30, 1995 and $500,000 per annum for the period from October 1, 1995 through lease termination. Ayer paid $3,000,000 representing an early termination payment in 1994, which amount is included in other income. During 1994, NYCCA re-leased the first of Ayer's surrendered floors, and as of the beginning of 1995, the new tenant occupied the space.

        As a result of Ayer's surrender of these two floors, NYCCA wrote off leasing commissions in 1994 associated with the floors in the amount of $953,880, which were included as loss on lease abandonment on the accompanying statements of loss.

        On October 16, 1996, Ayer surrendered its remaining floors and NYCCA wrote-off all related lease costs associated with the Ayer lease. The write-off of $23,717,724 is included in loss on lease abandonment on the accompanying statements of loss in 1996.

    d. BRE/WW Inc. periodically advances amounts to NYCCA to fund working capital shortfalls. The advances bear no interest and are payable on demand. Such amounts totaled $1,145,964 as of December 31, 1996 and are included as advance from general partner on the accompanying balance sheets.

    e. Pursuant to the original partnership agreements, the original general partners collectively were due an annual fee of $100,000 for overseeing the Partnerships' affairs. Such unpaid amounts totaling $600,000, originally included in accounts payable, were forgiven in connection with the Recapitalization and treated as deemed capital contributions by the original general partners in 1996. Such contributions represent noncash financing activities for the purpose of the statements of cash flows.

9. INDUSTRIAL AND COMMERCIAL
   INCENTIVE PROGRAM

The Project has been granted a real estate tax deferral under the Industrial and Commercial Incentive Program ("ICIP") of the City of New York. The benefits available for commercial projects are based on an exemption base which is the increased assessed value due to the improvements made during the first four years of the benefit period. Real estate tax deferrals and exemptions are calculated by multiplying the eligible assessed value of the building by the Exemption Percentage, as defined, for each year. The ICIP extends over a 20-year benefit period with tax deferred benefits to NYCCA and ZCWK as follows:

     In benefit year 1, there is a 100% abatement of the increase in assessed value due to improvements. In benefit years 2 to 3, the Exemption Percentage is 100% of the increase in assessed value. In years 4 to 7, the Exemption Percentage is decreased by 20% per year. In


                                       A-3-36
     years 8 to 10, there are no deferral benefits, but previously deferred taxes are not due. During years 11 to 20, the total amount of deferred real estate taxes (applicable to years 2 to 7) is repaid at the rate of 10% per year. The first year of tax deferral benefits for NYCCA and ZCWK was the tax authority's fiscal year ended June 30, 1989.

The accrued real estate tax liability for the ICIP has been recorded in the accompanying combined financial statements at its discounted present value using interest rates ranging from 9% to 11%. At December 31, 1996 and 1995, the accrued liabilities related to the Office Tower and the Amenities were $22,935,617 and $399,800 and $21,002,832 and $365,264, respectively.

10. COMMITMENTS AND CONTINGENCIES

FUTURE MINIMUM LEASE PAYMENTS

The following is a summary of approximate future minimum lease payments due to NYCCA on all noncancellable leases:

                                              OFFICE
                                               TOWER         AMENITIES
                                           -------------   -------------

      For the year ending
        December 31:
            1997                           $  45,649,000   $   2,174,000
            1998                              47,314,000       2,275,000
            1999                              48,449,000       2,408,000
            2000                              50,482,000       2,472,000
            2001                              51,431,000       2,518,000
            Thereafter                       439,949,000      34,148,000
                                           -------------   -------------
                                           $ 683,274,000   $  45,995,000
                                           =============   =============


Minimum lease payments do not provide for any renewals of space when the related leases expire. In addition to the minimum lease payments described above, the tenants are required to reimburse the Partnerships for certain operating expenses and real estate taxes, for which approximately $20.6 million, $21.2 million and $18.9 million is included as rent in the accompanying statements of loss for the years ended December 31, 1996, 1995 and 1994, respectively.

11. PARTNERSHIP LIQUIDITY

The Partnerships have experienced significant operating losses in prior years, NYCCA has a partners' deficit of $234,338,512 at December 31, 1996 and NYCCA is projecting a substantial loss in 1997. As a result of payment deferral provisions of NYCCA's newly restructured second mortgage loan and subordinate loan obligations (Note 4), management projects that it will have sufficient cash flow to meet its working capital requirements in the coming year.

                                       A-3-37

At any time after the 78th month following the Restructuring, if BRE/WW Inc. determines that the aggregate indebtedness encumbering the Amenities exceeds the fair market value of the Amenities, BRE/WW Inc. will have the option of delivering notice to NYCCA of its intent to cause title to the Amenities to be transferred to a designee of the holders of the Third, Fourth and Fifth Mortgage Loans in connection with BRE/WW Inc.'s sale of its interest in NYCCA.

12. SUBSEQUENT EVENTS

On March 4, 1997, the Bankruptcy Plan was confirmed by the bankruptcy court and, among other things, the maturity dates of the Subordinate Loans were extended to November 30, 2026. On June 11, 1997, as stipulated by the Bankruptcy Plan, the Office Tower was transferred to an affiliate of BRE/WW Inc. subject to the First Mortgage Loans and in full satisfaction of the Second Mortgage Loan.


                                       A-3-38

                                                                     EXHIBIT A-4

                         SUMMARY FINANCIAL INFORMATION

                  PRENTISS PROPERTIES REAL ESTATE FUND I, L.P.

                                  (UNAUDITED)

                                 (IN THOUSANDS)

    The information presented below for Prentiss Properties Real Estate Fund I, L.P. is a summary of certain balance sheet and income statement items presented as of June 30, 1997 and December 31, 1996, in the case of balance sheet information, and for the period ending June 30, 1997 and December 31, 1996, in the case of income statement information.

                                                                            AS OF 6/30/97        AS OF 12/31/96
                                                                         -------------------  --------------------
Assets.................................................................      $   284,136          $    263,793
Liabilities............................................................          188,784                 8,281
Equity.................................................................           95,352               255,512


                                                                           6 MONTHS ENDED       12 MONTHS ENDED
                                                                               6/30/97              12/31/97
                                                                         -------------------  --------------------
Revenues...............................................................      $    22,805          $     15,218
Operating Expenses.....................................................            8,560                 4,810
                                                                                --------              --------
                                                                                --------              --------
Net Operating Income...................................................      $    14,245          $     10,408

                                     A-4-1

                 (This page has been left blank intentionally.)

                                                                     EXHIBIT A-5

                              THE ARDEN PROPERTIES
               COMBINED SCHEDULES OF REVENUE AND CERTAIN EXPENSES
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                 FOR THE SIX
                                                                                MONTHS ENDED   FOR THE YEAR ENDED
                                                                                JUNE 30, 1997  DECEMBER 31, 1996
                                                                                -------------  ------------------

REVENUE:

  Rental......................................................................    $  23,477        $   44,053

  Tenant reimbursements.......................................................        1,222             1,911

  Parking-net of expenses.....................................................        1,906             3,776

  Other.......................................................................          784             1,796
                                                                                -------------         -------

    TOTAL REVENUE.............................................................       27,389            51,536

CERTAIN EXPENSES:

  Property operating and maintenance..........................................        6,064            11,158

  Real estate taxes...........................................................        1,405             2,746

  Insurance...................................................................          431             1,983

  Other.......................................................................          128               128
                                                                                -------------         -------

    TOTAL CERTAIN EXPENSES....................................................        8,028            16,015
                                                                                -------------         -------

EXCESS OF REVENUE OVER CERTAIN EXPENSES.......................................    $  19,361        $   35,521
                                                                                -------------         -------
                                                                                -------------         -------

SEE ACCOMPANYING BASIS OF PRESENTATION TO THE COMBINED SCHEDULES OF REVENUE AND
                                CERTAIN EXPENSES

                                     A-5-1

    The accompanying combined schedule of revenue and certain expenses includes the combined operations of 17 commercial office properties located in southern California which are owned by Arden Realty, Inc. and included as collateral in the offering. The schedule was assembled on a combined basis as the properties are presently controlled by Arden and used as collateral for a $175,000,000 loan from Lehman Brothers Realty Corporation. There are no interproperty accounts to be eliminated.

    The accompanying schedule is not representative of the actual operations for the period presented as certain expenses that may not be comparable to the expenses expected to be incurred by Arden in the future operations of the Properties have been excluded for the entire year. Excluded expenses consist of interest, depreciation and amortization, management fees and property general and administrative costs not directly comparable to the future operations of the properties.

                                     A-5-2

                                                                       EXHIBIT B

                   SCHEDULE OF REPRESENTATIONS AND WARRANTIES

    With respect to each Mortgage Loan, as of the Closing Date (except as may be specified in the representation and warranty or on Schedule 1 to this Exhibit B:

        (i) immediately prior to the transfer and assignment to the Depositor, each related Note and Mortgage were not subject to an assignment or pledge, LB Holdings has good title to, and is the sole owner of, each Mortgage Loan;

        (ii) LB Holdings has full right and the authority to sell, assign and transfer such Mortgage Loan;

       (iii) LB Holdings is transferring such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan (subject to matters described in clause (xi) below);

        (iv) each related Note, Mortgage, Assignment of Leases and Rents (if any) and other agreement executed in connection with such Mortgage Loan are legal, valid and binding obligations of the related borrower, enforceable in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors rights generally, or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

        (v) each related Assignment of Leases and Rents, if any, creates a valid, first priority assignment of, or a valid first priority security interest in, certain rights under the related leases, subject only to a license granted to the related borrower to exercise certain rights and to perform certain obligations of the lessor under such leases, including the right to operate the related Mortgaged Property; no person other than the related borrower owns any interest in any payments due under such leases that is superior to or of equal priority with the mortgagee's interest therein;

        (vi) each related Assignment of Mortgage from LB Holdings to the Depositor constitutes the legal, valid and binding assignment of such Mortgage from LB Holdings to the Depositor, and any related Reassignment of Assignment of Leases and Rents, if any, or assignment of any other agreement executed in connection with such Mortgage Loan, from LB Holdings to the Depositor constitutes the legal, valid and binding assignment from LB Holdings to the Depositor, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting creditor's rights generally, or by general principles or equity (regardless of whether such enforcement is considered in a proceeding in equity or law);

       (vii) since origination, and except as set forth in the related mortgage file, such Mortgage Loan has not been waived, modified, altered, satisfied, canceled, subordinated or rescinded and, each related Mortgaged Property has not been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage;

      (viii) each related Mortgage is a valid and enforceable first lien on the related Mortgaged Property, and such Mortgaged Property (subject to the matters discussed in clause (xi) below), as of the date of origination of such Mortgage Loan, is free and clear of any "mechanics" and materialmen's liens which are prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender's title insurance policy (as set forth in the Loan Sale Agreement);

        (ix) LB Holdings has not taken any action that would cause the representations and warranties made by each related borrower in the Mortgage Loan not to be true;

        (x) LB Holdings has no knowledge that the representations and warranties made by each related borrower in such Mortgage Loan are not true in any material respect;

        (xi) the lien of each related Mortgage is insured by an ALTA lender's title insurance policy (or a binding commitment therefor), or its equivalent as adopted in the applicable jurisdiction, insuring the Originator, its successors and assigns, as to a valid and first priority lien of the Mortgage in the original principal amount of such Mortgage Loan or Allocated Loan Amount of the related Mortgaged Property (as set forth on the Mortgage Loan Schedule which is an exhibit to the Pooling and Servicing Agreement) after all advances of principal, subject only to (a) the lien of current real property taxes, ground rents, water charges, sewer rents and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record, none of which, individually or in the aggregate, materially interferes with the current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the borrower's ability to pay its obligations when they become due or the value of the Mortgaged Property and (c) the exceptions (general and specific) set forth in such policy, none of which, individually or in the aggregate, materially interferes with the security intended to be provided by such Mortgage or with the borrower's ability to pay its obligations when they become due or the value, use or operation of the Mortgaged Property; the Originator or its successors or assigns is the sole named insured of such policy; such policy is in full force and effect upon the consummation of the transactions contemplated by the Loan Sale Agreement; no claims have been made under such policy and the Originator has not done anything, by act or omission, and the Originator has no knowledge of any matter, which would impair or diminish the coverage of such policy; to the extent required by applicable law the insurer issuing such policy is qualified to do business in the jurisdiction in which the related Mortgaged Properties are located;

       (xii) the proceeds of such Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder and it covenants that it will not make any future advances under the Mortgage Loan to the related borrower;

      (xiii) Based on the inspection reports contained in the mortgage file, each related Mortgaged Property is free of any material damage for which amounts at least sufficient to cure such damage have not been reserved or that would affect materially and adversely the value of such Mortgaged Property as security for the Mortgage Loan and is in good repair and there is no proceeding pending for the total or partial condemnation of such Mortgaged Property;

       (xiv) each of the related borrowers is in possession of all material licenses, permits and other authorizations necessary and required by all applicable laws for the conduct of its business that if not obtained would have a material adverse effect on the conduct of its business or its ability to repay the related Mortgage Loan and all such licenses, permits and authorizations are valid and in full force and effect and if a related Mortgaged Property is improved by a hotel, the most recent inspection or review by the franchiser, if any, did not cite such Mortgaged Property for material violations of the related franchise agreement which have not been cured;

       (xv) LB Holdings has inspected or caused to be inspected each related Mortgaged Property within the past twelve months preceding the Cut-Off Date;

       (xvi) such Mortgage Loan does not have a shared appreciation feature, other contingent interest feature or negative amortization;

      (xvii) such Mortgage Loan is a whole loan and no other party holds a participation interest in the Mortgage Loan; neither LB Holdings nor any of its affiliates has or is entitled to any preferred equity interest in a borrower;

      (xviii) the Mortgage Rate (exclusive of any default interest or yield maintenance charges) of such Mortgage Loan complied as of the date of origination with, or is exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury; any and all other requirements of any federal, state or local laws applicable to such Mortgage Loan have been complied with as of the date of origination of such Mortgage Loan;

       (xix) no fraudulent acts were committed by the Originator during the origination process of such Mortgage Loan;

       (xx) all taxes and governmental assessments that prior to the Closing Date became due and owing in respect of each related Mortgaged Property have been paid, are being appealed, or an escrow of funds in an amount sufficient to cover such payments has been established;

       (xxi) all escrow deposits and payments required pursuant to the Mortgage Loan are in the possession, or under the control, of LB Holdings or its agent, and there are no deficiencies in connection therewith;

      (xxii) to the extent required under applicable law, as of the Cut-Off Date, the Originator was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located at all times when it held the Mortgage Loan;

      (xxiii) except as disclosed herein, each related Mortgaged Property is insured by a fire and extended perils insurance policy, issued by an insurer or reinsured by a reinsurer meeting the requirements of the Mortgage Loans, in an amount not less than the replacement cost and the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property; each related Mortgaged Property is also covered by business interruption insurance and comprehensive general liability insurance in amounts generally required by institutional lenders for similar properties; all premiums on such insurance policies required to be paid as of the date hereof have been paid; such insurance policies require prior notice to the insured of termination or cancellation, and no such notice has been received; each related Mortgage obligates the related borrower to maintain all such insurance and, at such borrower's failure to do so, authorizes the mortgagee to maintain such insurance at the borrower's cost and expense and to seek reimbursement therefor from such borrower;

      (xxiv) there is no default, breach, violation or event of acceleration existing under the related Mortgage or the related Note and, to LB Holdings' knowledge, no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would and does constitute a default, breach, violation or event of acceleration;

      (xxv) such Mortgage Loan has not been more than one month delinquent since origination and as of the Cut-Off Date was not more than one month delinquent;

      (xxvi) each related Mortgage contains customary and enforceable provisions (subject to the matters described in clause (iv) above) such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security, including realization by judicial or, if applicable, non-judicial foreclosure, and there is no exemption available to the borrower which would interfere with such right to foreclose;

     (xxvii) in each related Mortgage, Loan Agreement or other agreement assigned to the Trustee, the related borrower represents and warrants that, except as set forth in certain environmental reports or other documents previously provided to the Rating Agencies and to the best of its knowledge, it has not used, caused or permitted to exist and will not use, cause or permit to exist on the related Mortgaged Property any Hazardous Materials in any manner which violates federal, state or local laws, ordinances, regulations, orders, directives or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials; the related borrower agrees to indemnify, defend and hold the mortgagee and its successors and assigns harmless from and against any and all losses, liabilities, damages, injuries, penalties, fines, expenses, and claims of any kind whatsoever (including reasonable attorneys' fees and costs) paid, incurred or suffered by any such party resulting from a breach of any representation, warranty or covenant given by the borrower in such Mortgage or Loan Agreement; a Phase I environmental report was conducted by a reputable environmental consultant in connection with such Mortgage Loan, which report, except a otherwise disclosed herein, did not indicate any material non-compliance or material existence of Hazardous Materials; to the best of LB Holdings' knowledge, each related Mortgaged Property, except as disclosed herein, is in material compliance with all applicable federal, state and local laws pertaining to environmental hazards, and to the best of LB Holdings' knowledge, except as disclosed herein, no notice of violation of such laws has been issued by any governmental agency or authority; LB Holdings has not taken any action which would cause the related Mortgaged Property not to be in compliance with all federal, state and local laws pertaining to environmental hazards;

     (xxviii) each related Mortgage or Loan Agreement contains provisions for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the prior written consent of the mortgagee or the satisfaction of certain conditions, the related Mortgaged Property, or any interest therein, is directly or indirectly transferred or sold, or encumbered in connection with subordinate financing;

      (xxix) to LB Holdings' knowledge, and in reliance upon an opinion of counsel to the extent received, (A) when the related UCC financing statements are filed and indexed in the appropriate state and local offices for such filing and indexing, such filings shall be sufficient to perfect a lien on the Mortgaged Property described therein to the extent a security interest can be perfected under the UCC and (B) no re-filing of such financing statements will be necessary for the perfection of the lien intended to be created or the enforcement of such Mortgage Loan against the related borrower, other than filing UCC continuation statements with the appropriate state and local offices as required under the law of the applicable state to continue the perfection of the liens perfected by UCC financing statements;

      (xxx) (A) the Mortgage Loan is directly secured by a Mortgage on a commercial property, and (B) the fair market value of such real property was at least equal to 80% of the principal amount of the Mortgage Loan (I) at origination (or if the Mortgage Loan has been modified in a manner that constituted a deemed exchange under Section 1001 of the Code at a time when the Mortgage Loan was not in default or default with respect thereto was not reasonably foreseeable, the date of the last such modification) or (II) at the Closing Date; provided that the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the Mortgage Loan (unless such senior lien also secures a Mortgage Loan, in which event the computation described in (I) and (II) shall be made on an aggregated basis) and (2) a proportionate amount of any lien that is in parity with the Mortgage Loan (unless such other lien secures a Mortgage Loan that is cross-collateralized with such Mortgage Loan, in which event the computation described in (I) and
    (II) shall be made on an aggregate basis); and

      (xxxi) with respect to each Mortgaged Property where the estate of the related borrower therein is a leasehold estate, that

           (A) the related lease or a memorandum thereof has been or will be duly recorded; such lease or an estoppel letter or lender protective agreement between LB Holdings and the lessor under such lease permits the interest of the lessee thereunder to be encumbered by the related Mortgage; and there has been no material amendment or modification of such lease since its recordation, with the exception of written amendments or modifications which are part of the related Mortgage File;

           (B) except as indicated in the related title insurance policy, to the best of LB Holdings' knowledge, the lessee's interest in the related lease and the leasehold estate created thereby is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage;

           (C) LB Holdings and, subsequent to any assignment of the related Mortgage, LB Holdings' successors and assigns, have the right to succeed to the borrower's interest in the related lease upon notice to, but without the consent of, the lessor thereunder (or, if any such consent is required, it has been obtained prior to the Closing Date), provided, in the event that LB Holdings, or its successors and assigns, shall have succeeded to the interest of the borrower, as lessee under the lease, by foreclosure of the related Mortgage or acceptance of an assignment in lieu thereof, the consent of such lessor may be required for any subsequent assignment;

           (D) as of the date the related Mortgage Loan was made, the related lease was in full force and effect and, to such lessor's knowledge, no default had occurred under such lease, nor, to such lessor's knowledge, was there any then existing condition which, but with the passage of time or the giving of notice, would result in a default under the terms of such lease and, as of the date hereof, LB Holdings has received no written notice of a default or event of default on the part of a borrower from the lessor of such borrower's lease;

           (E) the related lease or an estoppel letter or lender protective agreement requires the lessor thereunder to give notice of any default by the lessee to the mortgagee, provided that the mortgagee has provided the lessor with notice of its lien in accordance with the provisions of such lease, estoppel letter or lender protective agreement; the mortgagee has provided the lessor with such notice;

           (F) the related lease, estoppel letter or lender protective agreement provides a mortgagee with a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under such ground lease) to cure any default under such lease, which is curable after the receipt of notice of any such default before the lessor thereunder may terminate such lease;

           (G) (1) the related lease has a term (including renewals, if exercised) which extends not less than ten years beyond the maturity date of the related Mortgage Loan and (2) to the extent that the representation under the foregoing clause (1) is based on the existence of renewal options, the terms on which the related borrower has the right to enter into such renewals, and any conditions to the related borrower's right to enter into such renewals, are commercially reasonable;

           (H) under the terms of the related lease and the related Mortgage, taken together, any insurance proceeds other than in respect of a total or substantially total loss will be applied either (I) to the repair or restoration of all or part of the related Mortgaged Property, with the lessor, mortgagee or a depository appointed pursuant to the terms of such lease having the right to hold and disburse such proceeds as the repair or restoration progresses or (II) to the payment of the outstanding principal balance of the applicable Mortgage Loan together with any accrued interest thereon;

           (I) the related lease does not impose restrictions on subletting of all or portions of the Mortgaged Property by lessee which would be viewed, as of the date of origination of such Mortgage Loan, as commercially unreasonable by LB Holdings; and

           (J) the related lease or an estoppel letter provides that in the event that a lessee in bankruptcy rejects any or all of its leases, the leasehold mortgagee will have the right to succeed to the lessee's position under the lease, provided that written notice has been sent to the lessor and all defaults with respect to the lease are cured.

     (xxxii) The information set forth in the mortgage loan schedule attached to the Loan Sale Agreement as to the Mortgage Loan is complete and accurate in all respects;

     (xxxiii) No advance of funds has been made, directly or indirectly, by the Seller to any borrower and no funds have been received from any person other than the borrower for or on account of payments due on a Note or Mortgage;

     (xxxiv) No Mortgage Loan is secured by collateral that is not included in the Trust Fund;

     (xxxv) Each Mortgage Loan that is cross-collateralized is cross-collateralized only with Notes included in the Trust Fund; and

     (xxxvi) Each Mortgaged Property that is located in a federally designated flood hazard area is covered by an insurance policy covering flood losses.

                  EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

    CLAUSE                                                  EXCEPTION
---------------  ------------------------------------------------------------------------------------------------

(xiv)            No certificants of occupancy were obtainable for the Villa Marina Property.

(xx)             With respect to the DDR/DRA Properties known as the Broadway Marketplace Property, the Perimeter
                 Pointe Property, and the Shoppers World Property, affirmative insurance has been provided in the related title policy to cover such taxes and governmental assesments.

(xxi)            Such amounts required under the DDR/DRA loan are provided for as the requirement of the minimum balance in the operating accounts for the DDR/DRA Borrowers.

(xxvii)          One of the Mortgaged Properties securing the Prentiss Loan known as the Pacific Gateway Center
                 Property was formerly the site of a synthetic rubber manufacturing plant and owned and operated by, among others, Shell Oil Company ("Shell") and related wastes were disposed of near the
                 Pacific Gateway Center Property. In connection with a conveyance of this disposal area back to
                 Shell by an affiliate of the Prentiss Borrower, Shell agreed to indemnify the Prentiss affiliate and any successors in interest against (i) any costs of remediation of the affected areas and
                 (ii) any suit for damages for personal injury or property damage brought by neighboring landowners. Environmental studies have detected the presence of groundwater contamination and limited soil contamination on parcels near the disposal area, including parcels that form a part of the Pacific Gateway Center Property. In addition, the Pacific Gateway Center Property is located near an existing Superfund site and contaminants associated with this site have been detected in the groundwater in the vicinity of the Pacific Gateway Center Property. Pursuant to an agreement (the "Shell Indemnity") between Shell and an affiliate of the Prentiss Borrower,
                 Shell has agreed to (i) indemnify and hold harmless any successor of the affiliate of the
                 Prentiss Borrower and any subsequent purchasers, tenants and lenders, from any liability relating to clean up or remediation costs for the affected area or for any contamination resulting from the interrelationship of the nearby Superfund site and the affected area and (ii)
                 indemnify and hold harmless any successor of the Prentiss Borrower from any liability arising out of any third party tort claims for personal injury or property damage. (Shell has confirmed that the Prentiss Borrower and LB Realty and its successors in interest (and their successors in interest) are indemnified parties under the Shell Indemnity.) In addition, the Prentiss Borrower and the Prentiss L.P. have entered into an indemnification agreement, whereby they have agreed to indemnify LB Holdings for environmental liabilities that might arise with respect to the
                 Pacific Gateway Center Property to the extent LB Holdings and its successors in interest do not recover under the Shell Indemnity.

(xxvii)          With respect to the Courtyard Loan, the Courtyard Borrower is not required to indemnify the mortgagee and its successors and assigns from any liability for damages arising out of bodily injury to persons or damage to property caused by or resulting from the gross negligence or willful misconduct of the mortgagee or its successors and assigns (or with respect to the
                 Courtyard Properties located in Georgia, resulting from the sole negligence or willful misconduct of mortgagee or its successors and assigns).

                 (This page has been left blank intentionally.)

                                                                   EXHIBIT C-1


                 FORM OF COMPARATIVE FINANCIAL STATUS REPORT
                   Structured Asset Securities Corporation
         Commercial Mortgage Pass-Through Certificates, Series 1997-LLI
                       COMPARATIVE FINANCIAL STATUS REPORT
                           as of ____________________

---------------------------------------------------------------------------------------------------------------
    S4        S57     S58                  P7        P8                S72       S69     S70      S65   S66
---------------------------------------------------------------------------------------------------------------
                                                                               Original Underwriting
---------------------------------------------------------------------------------------------------------------
                                                                                    Information
---------------------------------------------------------------------------------------------------------------
                                                                                    Basis Year
---------------------------------------------------------------------------------------------------------------
                               Last
                             Property   Scheduled   Paid   Annual    Financial
Prospectus                   Inspect       Loan     Thru    Debt    Info as of     %     Total     $     (1)
    ID       City    State     Date      Balance    Date   Service     Date       Occ   Revenue   NOI    DSCR
                              yy/mm                                   yy/mm
---------------------------------------------------------------------------------------------------------------
List all loans currently in deal with or with out information largest to smallest loan
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
Total:                                  $                  $                      WA    $         $      WA
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

===============================================================================================================
                                                                        Received
---------------------------------------------------------------------------------------------------------------
Financial Information:                                                Loans                Balance
---------------------------------------------------------------------------------------------------------------
                                                                        #         %       $       %
---------------------------------------------------------------------------------------------------------------
Current Full Year:
---------------------------------------------------------------------------------------------------------------
Current Full Yr. received with DSC LESS THAN 1:
---------------------------------------------------------------------------------------------------------------
Prior Full Year:
---------------------------------------------------------------------------------------------------------------
Prior Full Yr. received with DSC LESS THAN 1:
---------------------------------------------------------------------------------------------------------------
Quarterly Financials:
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------
    S4          P65       P64     P59     P61    P63      P58        P57    P52      P54    P56
------------------------------------------------------------------------------------------------
                 2nd Preceding Annual Operating                   Preceding Annual Operating
------------------------------------------------------------------------------------------------
                          Information                                Information
------------------------------------------------------------------------------------------------
             as of ___________            Normalized      as of ___________          Normalized
------------------------------------------------------------------------------------------------

             Financial                                    Financial
Prospectus   Info as of    %     Total     $     (1)      Info as of  %    Total      $      (1)
    ID          Date      Occ   Revenue   NOI    DSCR        Date    Occ  Revenue    NOI    DSCR
             yy/mm                                        yy/mm
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
Total:                    WA    $         $      WA                  WA   $          $      WA
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

================================================================================================
                  Required
------------------------------------------------------------------------------------------------
                    Loans          Balance
------------------------------------------------------------------------------------------------
               #          %       $       %
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
    S4          P72       P73     P66     P68    P70      (2)
-------------------------------------------------------------------------------
                         Trailing Financial               Net Change
-------------------------------------------------------------------------------
                              Information
-------------------------------------------------------------------------------
                       Month Reported   "Actual"          Preceding & Basis
-------------------------------------------------------------------------------

                                                                   %
Prospectus   FS Start  FS End     Total     $     (%)       %    Total       (1)
    ID         Date      Date    Revenue   NOI    DSCR     Occ    Rev        DSC
             yy/mm     yy/mm
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Total:                    WA    $         $      WA       WA    $           WA
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

===============================================================================

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                                                           EXHIBIT C-2


                     FORM OF DELINQUENT LOAN STATUS REPORT

                    Structured Asset Securities Corporation
         Commercial Mortgage Pass-Through Certificates, Series 1997-LLI
                          DELINQUENT LOAN STATUS REPORT
                           as of ____________________

------------------------------------------------------------------------------------------------------------------------------------
      S4              S55             S61          S57        S58   S62 or S63      P8           P7            P37            P39
------------------------------------------------------------------------------------------------------------------------------------
                                                                                            (a)           (b)            (c)
------------------------------------------------------------------------------------------------------------------------------------

                   Short Name                                                      Paid       Scheduled     Total P&I        Total
  Prospectus         (When         Property                          Sq Ft or      Thru         Loan         Advances       Expenses
      ID          Appropriate)       Type         City       State     Units       Date        Balance       To Date        To Date
------------------------------------------------------------------------------------------------------------------------------------
90 + DAYS DELINQUENT
------------------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------------------

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60 DAYS DELINQUENT
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------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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30 DAYS DELINQUENT
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Current & at Special Servicer
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
FCL - Foreclosure
------------------------------------------------------------------------------------------------------------------------------------
LTM - Latest 12 Months either Last Annual or Trailing 12 months
------------------------------------------------------------------------------------------------------------------------------------
*     Workout Strategy should match the CSSA Loan file using abreviated words in place of a code number such as (FCL - In Foreclosure, MOD - Modification,
      DPO - Discount Payoff, NS - Note Sale, BK - Bankrupcy, PP - Payment Plan,
      TBD - To Be Determined etc...)
------------------------------------------------------------------------------------------------------------------------------------
      It is possible to combine the status codes if the loan is going in more than one direction. (i.e. FCL/Mod, BK/Mod, BK/FCL/DPO)
------------------------------------------------------------------------------------------------------------------------------------
**    App - Appraisal, BPO - Broker opinion, Int. - Internal Value
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
      S4          P38                    P25       P10        P11       P58       P54       P55                               P74
------------------------------------------------------------------------------------------------------------------------------------
             (d)         (e)=a+b+c+d                                                                              (f)
------------------------------------------------------------------------------------------------------------------------------------

                Other                                                                                            Value
               Advances                Current   Current                                                       using NOI
  Prospectus   (Taxes &      Total     Monthly  Interest   Maturity   LTM NOI                       Cap Rate     & Cap     Valuation
      ID        Escrow)    Exposure      P&I      Rate       Date      Date     LTM NOI  LTM DSCR   Assigned     Rate        Date
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------------------

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








                                      C-2-1

                     Structured Asset Securities Corporation
         Commercial Mortgage Pass-Through Certificates, Series 1997-LLI
                          DELINQUENT LOAN STATUS REPORT
                           as of ____________________


------------------------------------------------------------------------------------------------------------------------------------
    S4           S55        S61   S57   S58     P75                               P77      P79               P42     P76
-----------------------------------------------------------------------------------------------------------------------------------
                                                       (g)=(.92*f)-e  (h)=(g/e)
-----------------------------------------------------------------------------------------------------------------------------------
                                             Appraisal
             Short Name                        BPO or   Loss using    Estimated                           Expected
Prospectus     (When     Property City State Internal    92% Appr.    Recovery  Transfer Closing Date NOI FCL Sale  Workout
    ID      Appropriate)   Type               Value**   or BPO (f)       %        Date    Date    Filed     Date   Strategy Comments
-----------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
90 + DAYS DELINQUENT
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
60 DAYS DELINQUENT
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30 DAYS DELINQUENT
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Current & at Special Servicer
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
FCL - Foreclosure
------------------------------------------------------------------------------------------------------------------------------------
LTM - Latest 12 Months either Last Annual or Trailing 12 months
------------------------------------------------------------------------------------------------------------------------------------
*     Workout Strategy should match the CSSA Loan file using abreviated etc...
------------------------------------------------------------------------------------------------------------------------------------
      It is possible to combine the status codes if the loan is going in more than on
------------------------------------------------------------------------------------------------------------------------------------
**    App - Appraisal, BPO - Broker opinion, Int. - Internal Value
------------------------------------------------------------------------------------------------------------------------------------


                                       C-2-2

                                                           EXHIBIT C-3


                  FORM OF HISTORICAL LOAN MODIFICATION REPORT

                    Structured Asset Securities Corporation
         Commercial Mortgate Pass-Through Certificates, Series 1997-LLI
                      HISTORICAL LOAN MODIFICATION REPORT
                            as of _________________

---------------------------------------------------------------------------------------------------------------------------
      S4            S57       S58       P49        P48        P7*          P7*        P50*                P50*      P25*
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------


                                                            Balance    Balance at
                                                             When          the
                                       Mod /                Sent to     Effective              # Mths
  Prospectus                         Extention  Effect      Speical      Date of       Old    for Rate     New      Old
      ID           City      State     Flag       Date     Servicer   Rehabilitation  Rate     Change     Rate      P&I
===========================================================================================================================
THIS REPORT IS HISTORICAL
---------------------------------------------------------------------------------------------------------------------------
Information is as of modification each line it should not change in the future only new modifications should be added.
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

===========================================================================================================================
Total For All Loans:
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
Total For Loans in Current Month:
---------------------------------------------------------------------------------------------------------------------------
                                                # of Loans            $ Balance
---------------------------------------------------------------------------------------------------------------------------
Modifications:
---------------------------------------------------------------------------------------------------------------------------
Maturity Date Extentions:
---------------------------------------------------------------------------------------------------------------------------
Total:
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
* The information in these columns is from a particular point in time and should not change on this report once assigned.
---------------------------------------------------------------------------------------------------------------------------
(1) Actual principal loss taken by bonds
---------------------------------------------------------------------------------------------------------------------------
(2) Expected future loss due to a rate reduction. This is just an estimate calculated at the time of the modification.
---------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
      S4            P25*       P11*        P11*                    P47
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
                                                                             (2) Est.
                                                                              Future
                                                      Total #                Interest
                                                       Mths        (1)        Loss to
                                                       for      Realized      Trust $
  Prospectus        New        Old         New        Change     Loss to       (Rate
      ID            P&I      Maturity    Maturity     of Mod     Trust $    Reduction)            COMMENT
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

                                                           EXHIBIT C-4



                    FORM OF HISTORICAL LOSS ESTIMATE REPORT

                     Structural Asset Securities Corporation
                  Commercial Mortgage Pass-Through Certificates
                                Series 1997-LLI
        HISTORICAL LOSS ESTIMATE REPORT (REO-SOLD or DISCOUNTED PAYOFF)
                          as of ______________________

-----------------------------------------------------------------------------------------------------------------------------------
    S4           S55        S61     S57    S58   P45/P7       P75                            P45        P7        P37       P39+P38
-----------------------------------------------------------------------------------------------------------------------------------
                                                  (c)=b/a     (a)                 (b)        (d)       (e)        (f)         (g)
-----------------------------------------------------------------------------------------------------------------------------------
                                                              Latest
                                                             Appraisal
             Short Name                              %          or       Effect             Net Amt
Prospectus      (When     Property               Received     Brokers   Date of   Sales    Received  Scheduled  Total P&I     Total
    ID      Appropriate)    Type    City  State  From Sale    Opinion    Sale     Price    from Sale  Balance    Advanced   Expense
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
THIS REPORT IS HISTORICAL
-----------------------------------------------------------------------------------------------------------------------------------
All information is from the liquidation date and does not need to be updated.
-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================
Total all Loans:
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Current Month Only:
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
    S4
---------------------------------------------------------------------------------------------------------
                 (h)      (i)=d-(f+g+h)   (k)=i-e               (m)       Date     (n)=k+m     (o)=n/e
---------------------------------------------------------------------------------------------------------

                                                       Date               Minor
                                                       Loss                Adj     Total Loss  Loss % of
Prospectus     Servicing                Actual Losses Passed  Minor Adj   Passed      with     Scheduled
    ID        Fees Expense Net Proceeds  Passed thru   thru    to Trust    thru    Adjustment   Balance
=========================================================================================================

---------------------------------------------------------------------------------------------------------
THIS REPORT IS HISTORICAL
---------------------------------------------------------------------------------------------------------
All information is from the liquidation date and does not need to be updated
---------------------------------------------------------------------------------------------------------

=========================================================================================================
Total all Loans:
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
Current Month Only:
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------

                                                           EXHIBIT C-5


                           FORM OF REO STATUS REPORT

                    Structured Asset Securities Corporation
               Commercial Mortgage Pass-Through, Series 1997-LLI
                               REO STATUS REPORT
                           as of ____________________

-------------------------------------------------------------------------------------------------------------------------
      S4              S55         S61     S57     S58     S62 or    P8        P7          P37          P39         P38
-------------------------------------------------------------------------------------------------------------------------
                                                           S63               (a)          (b)          (c)         (d)
-------------------------------------------------------------------------------------------------------------------------
  Prospectus      Short Name     Prope   City    State    Sq Ft    Paid   Scheduled      Total        Total       Other
      ID             (When        rty                       or     Thru      Loan         P&I       Expenses     Advances
                 Appropriate)    Type                     Units    Date    Balance      Advances     To Date     (Taxes &
                                                                                        To Date                  Escrow)

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
      S4                         P25         P11        P58       P54                  P74                     P75
---------------------------------------------------------------------------------------------------------------------
                 (e)=a+b+c+d                                                                       (f)
---------------------------------------------------------------------------------------------------------------------
  Prospectus         Total     Current    Maturity      LTM       LTM       Cap     Valuation     Value     Appraisal
      ID           Exposure    Monthly      Date        NOI      NOI /     Rate        Date       using       BPO or
                                 P&I                   Date       DSC     Assign                  NOI &      Internal
                                                                                                 Cap Rate    Value**

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
      S4
-----------------------------------------------------------------------------------------------------
               (g)=(.92*f)-(h)=(g/e)
-----------------------------------------------------------------------------------------------------
  Prospectus         Loss      Estimated    Transfer      REO        Pending    Pending
      ID             using      Recovery      Date     Aquisition    Closing     Offers     Comments
                      92%          %                      Date        Date
                   Appr. or
                    BPO (f)
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------


(1) Use the following codes; App. - Appraisal, BPO - Brokers Opinion, Int -
    Internal Value

                                                           EXHIBIT C-6



                               FORM OF WATCH LIST

                    Structured Asset Securities Corporation
         Commercial Mortgage Pass-Through Certificates, Series 1997-LLI
                              SERVICER WATCH LIST
                           as of ____________________

------------------------------------------------------------------------------------------------------------------------------------
    S4         S55         S61      S57   S58     P7      P8     P11      P54
------------------------------------------------------------------------------------------------------------------------------------
Prospectus Short Name   Property   City  State Scheduled Paid  Maturity   LTM                Comment / Reason on Watch List
    ID        (When       Type                   Loan    Thru    Date     DSCR
           Appropriate)                         Balance  Date
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
List all loans on watch list and reason sorted in decending balance order.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Total:                                         $
------------------------------------------------------------------------------------------------------------------------------------
*LTM - Last 12 months either trailing or last annual
------------------------------------------------------------------------------------------------------------------------------------

                                                           EXHIBIT C-7



                  Form of OPERATING STATEMENT ANALYSIS REPORT

                    Structured Asset Securities Corporation
         Commercial Mortgage Pass-Through Certificates, Series 1997-LLI

                        OPERATING STATEMENT ANALYSIS REPORT

                           as of ____________________


 PROPERTY OVERVIEW
                                 --------------
      LB Control Number
                                 --------------
                                               -------------
      Current Balance/Paid to Date
                                 ---------------------------------------------------------------------------------------------------
      Property Name
                                 ---------------------------------------------------------------------------------------------------
      Property Type
                                 ---------------------------------------------------------------------------------------------------
      Property Address, City, State
                                 ---------------------------------------------------------------------------------------------------
      Net Rentable Square Feet
                                --------------------------
      Year Built/Year Renovated
                                 -----------------------------------------------------------------
      Year of Operations          Underwriting     1994         1995        1996      Trailing
                                 -----------------------------------------------------------------
      Occupancy Rate *
                                 -----------------------------------------------------------------
      Average Rental Rate
                                 -----------------------------------------------------------------
                                 * Occupancy rates are year end or the ending date of the financial statement for the period.
  INCOME:                                                                             No. of Mos.
                                                                                    --------------
      Number of Mos.                                         Prior Year  Current Yr.
                                 ------------------------------------------------------------------------------------------
      Period Ended               Underwriting      1994         1995        1996    97 Trailing**  1996-Base   1996-1995
                                                                                    --------------
      Statement Classification     Base Line    Normalized   Normalized  Normalized  as of / /97  Variance     Variance
                                 ------------------------------------------------------------------------------------------
      Rental Income (Category 1)
                                 ------------------------------------------------------------------------------------------
      Rental Income (Category 2)
                                 ------------------------------------------------------------------------------------------
      Rental Income (Category 3)
                                 ------------------------------------------------------------------------------------------
      Pass Through/Escalations
                                 ------------------------------------------------------------------------------------------
      Other Income
                                 ------------------------------------------------------------------------------------------

                                 ------------------------------------------------------------------------------------------
   Effective Gross Income                   $0.00        $0.00        $0.00      $0.00         $0.00   %           %
                                 ------------------------------------------------------------------------------------------
                                 Normalized - Full year Financial statements that have been reviewed by the underwriter or
                                 Servicer
                                 ** Servicer will not be expected to "Normalize" these YTD numbers.
  OPERATING EXPENSES:
                                 ------------------------------------------------------------------------------------------
      Real Estate Taxes
                                 ------------------------------------------------------------------------------------------
      Property Insurance
                                 ------------------------------------------------------------------------------------------
      Utilities
                                 ------------------------------------------------------------------------------------------
      General & Administration
                                 ------------------------------------------------------------------------------------------
      Repairs and Maintenance
                                 ------------------------------------------------------------------------------------------
      Management Fees
                                 ------------------------------------------------------------------------------------------
      Payroll & Benefits Expense
                                 ------------------------------------------------------------------------------------------
      Advertising & Marketing
                                 ------------------------------------------------------------------------------------------
      Professional Fees
                                 ------------------------------------------------------------------------------------------
      Other Expenses
                                 ------------------------------------------------------------------------------------------
      Ground Rent
                                 ------------------------------------------------------------------------------------------
   Total Operating Expenses                 $0.00        $0.00        $0.00      $0.00         $0.00   %           %
                                 ------------------------------------------------------------------------------------------

                                 ------------------------------------------------------------------------------------------
   Operating Expense Ratio
                                 ------------------------------------------------------------------------------------------

                                 ------------------------------------------------------------------------------------------
   Net Operating Income                     $0.00        $0.00        $0.00      $0.00         $0.00
                                 ------------------------------------------------------------------------------------------

                                 ------------------------------------------------------------------------------------------
      Leasing Commissions
                                 ------------------------------------------------------------------------------------------
      Tenant Improvements
                                 ------------------------------------------------------------------------------------------
      Replacement Reserve
                                 ------------------------------------------------------------------------------------------
   Total Capital Items                      $0.00        $0.00        $0.00      $0.00         $0.00                  $0.00
                                 ------------------------------------------------------------------------------------------

                                 ------------------------------------------------------------------------------------------
   N.O.I. After Capital Items               $0.00        $0.00        $0.00      $0.00         $0.00
                                 ------------------------------------------------------------------------------------------

                                 ------------------------------------------------------------------------------------------
Debt Service (per Servicer)                 $0.00        $0.00        $0.00      $0.00         $0.00
                                 ------------------------------------------------------------------------------------------
Cash Flow after debt service                $0.00        $0.00        $0.00      $0.00         $0.00
                                 ------------------------------------------------------------------------------------------

                                 ------------------------------------------------------------------------------------------
(1) DSCR: (NOI/Debt Service)
                                 ------------------------------------------------------------------------------------------

                                 ------------------------------------------------------------------------------------------
DSCR: (after reserves\Cap exp.)
                                 ------------------------------------------------------------------------------------------

                                 ------------------------------------------------------------------------------------------
   Source of Financial Data:
                                 ------------------------------------------------------------------------------------------
                                 (ie. operating statements, financial statements, tax return, other)
Notes and  Assumptions:
===========================================================================================================================

The years shown above will roll always showing a three year history. 1995 is the current year financials; 1994 is the prior year financials.

This report may vary depending on the property type and because of the way information may vary in each borrowers statement.

Rental Income need to be broken down whenever possible differently for each property type as follows: Retail: 1) Base Rent 2)Percentage rents on cashflow
Hotel: 1)Room Revenue 2)Food/Beverage  Nursing Home: 1)Private  2) Medicaid
3) Medicare

Income: Comment

Expense: Comment

Capital Items: Comment

(1) Used in the Comparative Financial Status Report

                                                           EXHIBIT C-8


                   Form of NOI ADJUSTMENT WORKSHEET for "year"
                     Structured Asset Securities Corporation
         Commercial Mortgage Pass-Through Certificates, Series 1997-LLI

                       NOI ADJUSTMENT WORKSHEET FOR "year"

                           as of ____________________

 PROPERTY OVERVIEW
                                     -------------
      LB Control Number
                                     -------------
      Current Balance/Paid to Date
                                     --------------------------------------------------------------------------------------------
      Property Name
                                     --------------------------------------------------------------------------------------------
      Property Type
                                     --------------------------------------------------------------------------------------------
      Property Address, City, State
                                     --------------------------------------------------------------------------------------------
      Net Rentable Square Feet
                                     -------------
      Year Built/Year Renovated
                                     -----------------------------------------
      Year of Operations                 Borrower  Adjustment    Normalized
                                     -----------------------------------------
      Occupancy Rate *
                                     -----------------------------------------
      Average Rental Rate
                                     -----------------------------------------
                                     * Occupancy rates are year end or the ending date of the financial statement for the period.
  INCOME:
      Number of Mos.Annualized          "Year"
                                     -------------------------------------------------------------------
      Period Ended                      Borrower                 Adjustment                Normalized
      Statement Classification          Actual
                                     -------------------------------------------------------------------
      Rental Income (Category 1)
                                     -------------------------------------------------------------------
      Rental Income (Category 2)
                                     -------------------------------------------------------------------
      Rental Income (Category 3)
                                     -------------------------------------------------------------------
      Pass Throughs/Escalations
                                     -------------------------------------------------------------------
      Other Income
                                     -------------------------------------------------------------------

                                     -------------------------------------------------------------------
   Effective Gross Income                      $0.00                       $0.00                     $0.00
                                     -------------------------------------------------------------------
                                     Normalized - Full year Financial statements that have been reviewed by the underwriter or
                                     Servicer

  OPERATING EXPENSES:
                                     -------------------------------------------------------------------
      Real Estate Taxes
                                     -------------------------------------------------------------------
      Property Insurance
                                     -------------------------------------------------------------------
      Utilities
                                     -------------------------------------------------------------------
      General & Administration
                                     -------------------------------------------------------------------
      Repairs and Maintenance
                                     -------------------------------------------------------------------
      Management Fees
                                     -------------------------------------------------------------------
      Payroll & Benefits Expense
                                     -------------------------------------------------------------------
      Advertising & Marketing
                                     -------------------------------------------------------------------
      Professional Fees
                                     -------------------------------------------------------------------
      Other Expenses
                                     -------------------------------------------------------------------
      Ground Rent
                                     -------------------------------------------------------------------
   Total Operating Expenses                    $0.00                       $0.00                   $0.00
                                     -------------------------------------------------------------------

                                     -------------------------------------------------------------------
   Operating Expense Ratio
                                     -------------------------------------------------------------------

                                     -------------------------------------------------------------------
   Net Operating Income                        $0.00                       $0.00                   $0.00
                                     -------------------------------------------------------------------

                                     -------------------------------------------------------------------
      Leasing Commissions
                                     -------------------------------------------------------------------
      Tenant Improvements
                                     -------------------------------------------------------------------
      Replacement Reserve
                                     -------------------------------------------------------------------
   Total Capital Items                         $0.00                       $0.00                   $0.00
                                     -------------------------------------------------------------------

                                     -------------------------------------------------------------------
   N.O.I. After Capital Items                  $0.00                       $0.00                   $0.00
                                     -------------------------------------------------------------------

                                     -------------------------------------------------------------------
Debt Service (per Servicer)                    $0.00                       $0.00                   $0.00
                                     -------------------------------------------------------------------
Cash Flow after debt service                   $0.00                       $0.00                   $0.00
                                     -------------------------------------------------------------------

                                     -------------------------------------------------------------------
(1)DSCR: (NOI/Debt Service)
                                     -------------------------------------------------------------------

                                     -------------------------------------------------------------------
DSCR: (after reserves\Cap exp.)
                                     -------------------------------------------------------------------

                                     -------------------------------------------------------------------
   Source of Financial Data:
                                     -------------------------------------------------------------------
                                     (ie. operating statements, financial statements, tax return, other)

Notes and  Assumptions:
================================================================================
This report should be completed by the Servicer for any "Normalization" of the Borrowers numbers.
The "Normalized" column is used in the Operating Statement Analysis Report.
This report may vary depending on the property type and because of the way information may vary in each borrowers statement.

Income: Comments

Expense: Comments

Capital Items: Comments

(1) Used in the Comparative Financial Status Report

                       [THIS PAGE INTENTIONALLY LEFT BLANK]

                                                                       EXHIBIT D

            GROUP 1 WEIGHTED AVERAGE NET MORTGAGE PASS-THROUGH RATES

DISTRIBUTION DATE
(ASSUMING THAT THE 12TH
DAY OF EACH MONTH
IS THE DISTRIBUTION DATE)                                WAC
November 12, 1997........................      =          7.860
December 12, 1997........................      =          7.605
January 12, 1998.........................      =          7.719
February 12, 1998........................      =          7.719
March 12, 1998...........................      =          7.378
April 12, 1998...........................      =          7.859
May 12, 1998.............................      =          7.604
June 12, 1998............................      =          7.858
July 12, 1998............................      =          7.604
August 12, 1998..........................      =          7.858
September 12, 1998.......................      =          7.858
October 12, 1998.........................      =          7.603
November 12, 1998........................      =          7.857
December 12, 1998........................      =          7.603
January 12, 1999.........................      =          7.715
February 12, 1999........................      =          7.715
March 12, 1999...........................      =          7.379
April 12, 1999...........................      =          7.856
May 12, 1999.............................      =          7.602
June 12, 1999............................      =          7.856
July 12, 1999............................      =          7.602
August 12, 1999..........................      =          7.855
September 12, 1999.......................      =          7.855
October 12, 1999.........................      =          7.601
November 12, 1999........................      =          7.855
December 12, 1999........................      =          7.600
January 12, 2000.........................      =          7.854
February 12, 2000........................      =          7.710
March 12, 2000...........................      =          7.489
April 12, 2000...........................      =          7.853
May 12, 2000.............................      =          7.599
June 12, 2000............................      =          7.853
July 12, 2000............................      =          7.599
August 12, 2000..........................      =          7.852
September 12, 2000.......................      =          7.852
October 12, 2000.........................      =          7.598
November 12, 2000........................      =          7.852
December 12, 2000........................      =          7.597
January 12, 2001.........................      =          7.706
February 12, 2001........................      =          7.706
March 12, 2001...........................      =          7.380
April 12, 2001...........................      =          7.850
May 12, 2001.............................      =          7.596

DISTRIBUTION DATE
(ASSUMING THAT THE 12TH
DAY OF EACH MONTH
IS THE DISTRIBUTION DATE)                                WAC
June 12, 2001............................      =          7.850
July 12, 2001............................      =          7.596
August 12, 2001..........................      =          7.849
September 12, 2001.......................      =          7.849
October 12, 2001.........................      =          7.595
November 12, 2001........................      =          7.848
December 12, 2001........................      =          7.594
January 12, 2002.........................      =          7.701
February 12, 2002........................      =          7.700
March 12, 2002...........................      =          7.380
April 12, 2002...........................      =          7.847
May 12, 2002.............................      =          7.593
June 12, 2002............................      =          7.846
July 12, 2002............................      =          7.669
August 12, 2002..........................      =          7.925
September 12, 2002.......................      =          7.925
October 12, 2002.........................      =          7.668
November 12, 2002........................      =          7.924
December 12, 2002........................      =          7.667
January 12, 2003.........................      =          7.807
February 12, 2003........................      =          7.806
March 12, 2003...........................      =          7.388
April 12, 2003...........................      =          7.922
May 12, 2003.............................      =          7.666
June 12, 2003............................      =          7.922
July 12, 2003............................      =          7.665
August 12, 2003..........................      =          7.921
September 12, 2003.......................      =          7.921
October 12, 2003.........................      =          7.664
November 12, 2003........................      =          7.920
December 12, 2003........................      =          7.664
January 12, 2004.........................      =          7.919
February 12, 2004........................      =          7.800
March 12, 2004...........................      =          7.526
April 12, 2004...........................      =          7.918
May 12, 2004.............................      =          7.662
June 12, 2004............................      =          7.918
July 12, 2004............................      =          7.698
August 12, 2004..........................      =          7.893
September 12, 2004.......................      =          7.893
October 12, 2004.........................      =          7.638
November 12, 2004........................      =          7.893
December 12, 2004........................      =          7.637

DISTRIBUTION DATE
(ASSUMING THAT THE 12TH
DAY OF EACH MONTH
IS THE DISTRIBUTION DATE)                                WAC
January 12, 2005.........................      =          7.774
February 12, 2005........................      =          7.773
March 12, 2005...........................      =          7.363
April 12, 2005...........................      =          7.891
May 12, 2005.............................      =          7.636
June 12, 2005............................      =          7.890
July 12, 2005............................      =          7.635
August 12, 2005..........................      =          7.890
September 12, 2005.......................      =          7.889
October 12, 2005.........................      =          7.634
November 12, 2005........................      =          7.889
December 12, 2005........................      =          7.633
January 12, 2006.........................      =          7.767
February 12, 2006........................      =          7.767
March 12, 2006...........................      =          7.364
April 12, 2006...........................      =          7.887
May 12, 2006.............................      =          7.632
June 12, 2006............................      =          7.886
July 12, 2006............................      =          7.631
August 12, 2006..........................      =          7.885
September 12, 2006.......................      =          7.885
October 12, 2006.........................      =          7.630
November 12, 2006........................      =          7.912
December 12, 2006........................      =          7.656
January 12, 2007.........................      =          7.789
February 12, 2007........................      =          7.789
March 12, 2007...........................      =          7.389
April 12, 2007...........................      =          7.977
May 12, 2007.............................      =          7.719
June 12, 2007............................      =          7.976
July 12, 2007............................      =          7.718
August 12, 2007..........................      =          7.975
September 12, 2007.......................      =          7.975
October 12, 2007.........................      =          7.846
November 12, 2007........................      =          8.108
December 12, 2007........................      =          7.846
January 12, 2008.........................      =          8.108
February 12, 2008........................      =          8.108
March 12, 2008...........................      =          7.584
April 12, 2008...........................      =          8.108
May 12, 2008.............................      =          7.846
June 12, 2008............................      =          8.108
July 12, 2008............................      =          7.846
August 12, 2008..........................      =          8.108
DISTRIBUTION DATE
(ASSUMING THAT THE 12TH
DAY OF EACH MONTH
IS THE DISTRIBUTION DATE)                                WAC

September 12, 2008.......................      =          8.108
October 12, 2008.........................      =          7.846
November 12, 2008........................      =          8.108
December 12, 2008........................      =          7.846
January 12, 2009.........................      =          8.108
February 12, 2009........................      =          8.108
March 12, 2009...........................      =          7.322
April 12, 2009...........................      =          8.108
May 12, 2009.............................      =          7.846
June 12, 2009............................      =          8.108
July 12, 2009............................      =          7.846
August 12, 2009..........................      =          8.108
September 12, 2009.......................      =          8.108
October 12, 2009.........................      =          7.846
November 12, 2009........................      =          8.108
December 12, 2009........................      =          7.846
January 12, 2010.........................      =          8.108
February 12, 2010........................      =          8.108
March 12, 2010...........................      =          7.322
April 12, 2010...........................      =          8.108
May 12, 2010.............................      =          7.846
June 12, 2010............................      =          8.108
July 12, 2010............................      =          7.846
August 12, 2010..........................      =          8.108
September 12, 2010.......................      =          8.108
October 12, 2010.........................      =          7.846
November 12, 2010........................      =          8.108
December 12, 2010........................      =          7.846
January 12, 2011.........................      =          8.108
February 12, 2011........................      =          8.108
March 12, 2011...........................      =          7.322
April 12, 2011...........................      =          8.108
May 12, 2011.............................      =          7.846
June 12, 2011............................      =          8.108
July 12, 2011............................      =          7.846
August 12, 2011..........................      =          8.108
September 12, 2011.......................      =          8.108
October 12, 2011.........................      =          7.846
November 12, 2011........................      =          8.108
December 12, 2011........................      =          7.846
January 12, 2012.........................      =          8.108
February 12, 2012........................      =          8.108
March 12, 2012...........................      =          7.584
April 12, 2012...........................      =          8.108

     LOAN                                                                                    TOTAL      UNDERWRITTEN
    NUMBER                   PROPERTY NAME                PROPERTY TYPE     YEAR BUILT       ROOMS       AS OF DATE
---------------  -------------------------------------  -----------------  -------------  -----------  ---------------
COURTYARD BY MARRIOTT
           1     Courtyard Atlanta Metro-1                      Hotel             1987           145     TTM June 1997
           2     Courtyard Atlanta Metro-2                      Hotel             1986           146     TTM June 1997
           3     Courtyard Atlanta Metro-3                      Hotel             1985           131     TTM June 1997
           4     Courtyard Atlanta Metro-4                      Hotel             1983           128     TTM June 1997
           5     Courtyard Atlanta Metro-5                      Hotel             1983           127     TTM June 1997
           6     Courtyard Atlanta Metro-6                      Hotel             1984           128     TTM June 1997
           7     Courtyard Florida-1                            Hotel             1987           154     TTM June 1997
           8     Courtyard Florida-2                            Hotel             1987           145     TTM June 1997
           9     Courtyard Florida-3                            Hotel             1987           146     TTM June 1997
          10     Courtyard Georgia-1                            Hotel             1986           144     TTM June 1997
          11     Courtyard Georgia-2                            Hotel             1985           139     TTM June 1997
          12     Courtyard Georgia-3                            Hotel             1985           130     TTM June 1997
          13     Courtyard Maryland-1                           Hotel             1987           147     TTM June 1997
          14     Courtyard Maryland-2                           Hotel             1986           152     TTM June 1997
          15     Courtyard Maryland-3                           Hotel             1986           146     TTM June 1997
          16     Courtyard Michigan-1                           Hotel             1987           147     TTM June 1997
          17     Courtyard Michigan-2                           Hotel             1986           147     TTM June 1997
          18     Courtyard Michigan-3                           Hotel             1986           147     TTM June 1997
          19     Courtyard Michigan-4                           Hotel             1986           147     TTM June 1997
          20     Courtyard Northeast-1                          Hotel             1987           139     TTM June 1997
          21     Courtyard Northeast-2                          Hotel             1987           150     TTM June 1997
          22     Courtyard Northeast-3                          Hotel             1987           149     TTM June 1997
          23     Courtyard Illinois\Ohio-1                      Hotel             1986           147     TTM June 1997
          24     Courtyard Illinois\Ohio-2                      Hotel             1986           149     TTM June 1997
          25     Courtyard Illinois\Ohio-3                      Hotel             1987           145     TTM June 1997
          26     Courtyard Illinois\Ohio-4                      Hotel             1986           147     TTM June 1997
          27     Courtyard Southeast-1                          Hotel             1987           146     TTM June 1997
          28     Courtyard Southeast-2                          Hotel             1986           153     TTM June 1997
          29     Courtyard Southeast-3                          Hotel             1987           146     TTM June 1997
          30     Courtyard Southeast-4                          Hotel             1986           145     TTM June 1997
          31     Courtyard Southeast-5                          Hotel             1986           146     TTM June 1997
          32     Courtyard Texas-1                              Hotel             1986           147     TTM June 1997
          33     Courtyard Texas-2                              Hotel             1987           145     TTM June 1997
          34     Courtyard Texas-3                              Hotel             1986           147     TTM June 1997
          35     Courtyard Texas-4                              Hotel             1987           145     TTM June 1997
          36     Courtyard Texas-5                              Hotel             1987           146     TTM June 1997
          37     Courtyard Texas-6                              Hotel             1987           145     TTM June 1997
          38     Courtyard Texas-7                              Hotel             1987           146     TTM June 1997
          39     Courtyard Virginia-1                           Hotel             1986           145     TTM June 1997
          40     Courtyard Virginia-2                           Hotel             1987           146     TTM June 1997
          41     Courtyard Virginia-3                           Hotel             1986           144     TTM June 1997
          42     Courtyard Virginia-4                           Hotel             1987           146     TTM June 1997
          43     Courtyard Virginia-5                           Hotel             1987           146     TTM June 1997
          44     Courtyard West-1                               Hotel             1987           146     TTM June 1997
          45     Courtyard West-2                               Hotel             1987           145     TTM June 1997
          46     Courtyard West-3                               Hotel             1986           147     TTM June 1997
          47     Courtyard West-4                               Hotel             1986           145     TTM June 1997
          48     Courtyard West-5                               Hotel             1987           144     TTM June 1997
          49     Courtyard West-6                               Hotel             1986           145     TTM June 1997
          50     Courtyard West-7                               Hotel             1987           145     TTM June 1997
                                                                                          -----------
                                             TOTAL:                                            7,223

     LOAN            1995           1996         UNDERWRITTEN
    NUMBER         OCCUPANCY      OCCUPANCY        OCCUPANCY
---------------  -------------  -------------  -----------------
COURTYARD BY MA
           1            84.8%          82.3%            81.5%
           2            81.8%          72.7%            74.3%
           3            82.7%          74.1%            73.1%
           4            82.5%          77.9%            75.1%
           5            82.4%          76.6%            76.2%
           6            84.9%          82.2%            80.2%
           7            81.4%          79.7%            78.5%
           8            89.6%          82.4%            82.5%
           9            83.2%          79.4%            79.6%
          10            83.2%          79.5%            81.4%
          11            82.1%          78.4%            79.8%
          12            79.3%          77.0%            77.8%
          13            76.3%          77.0%            80.2%
          14            68.2%          68.0%            70.4%
          15            73.2%          69.9%            72.9%
          16            84.1%          83.2%            83.8%
          17            80.5%          82.7%            83.4%
          18            76.0%          79.9%            81.1%
          19            76.8%          78.8%            81.2%
          20            83.5%          87.3%            86.3%
          21            79.4%          79.3%            80.0%
          22            79.8%          78.7%            78.8%
          23            81.0%          80.6%            81.7%
          24            78.7%          75.4%            74.2%
          25            79.2%          79.0%            79.5%
          26            78.9%          80.1%            81.2%
          27            79.9%          73.9%            75.9%
          28            81.8%          80.8%            82.7%
          29            82.1%          81.3%            80.5%
          30            81.9%          78.2%            78.8%
          31            83.5%          80.3%            81.3%
          32            83.8%          81.7%            83.4%
          33            84.4%          84.1%            83.6%
          34            86.4%          82.9%            82.3%
          35            83.2%          83.6%            82.3%
          36            82.3%          83.6%            84.6%
          37            74.5%          75.6%            79.1%
          38            72.6%          69.4%            71.0%
          39            80.2%          78.4%            79.8%
          40            77.4%          78.4%            79.4%
          41            80.9%          80.8%            83.4%
          42            80.3%          75.5%            76.6%
          43            78.1%          76.3%            79.3%
          44            85.6%          85.8%            84.0%
          45            80.9%          79.5%            78.1%
          46            90.8%          92.9%            94.0%
          47            87.0%          85.1%            86.7%
          48            82.4%          77.4%            79.2%
          49            77.0%          74.6%            77.7%
          50            78.7%          78.8%            78.7%
                       -----          -----              ---
                        81.4%          79.8%            80.0%

            ANNEX A
MORTGAGED PROPERTY CHARACTERISTICS

                                                                                ALLOCATED                     CUT-OFF
  1995       1996     UNDERWRITTEN      1995         1996      UNDERWRITTEN       LOAN                         DATE
   ADR        ADR          ADR         REVPAR       REVPAR        REVPAR         AMOUNT          VALUE          LTV
---------  ---------  -------------  -----------  -----------  -------------  -------------  -------------  -----------
$   80.71  $   89.22    $   88.54     $   68.41    $   73.44     $   72.14    $   9,297,953  $  14,800,000          63%
    74.13      83.04        80.25         60.61        60.39         59.62        7,652,088     11,200,000          68%
    70.38      83.98        82.43         58.23        62.23         60.29        6,559,051      9,800,000          67%
    75.00      86.07        86.72         61.88        67.03         65.16        6,276,237      8,700,000          72%
    74.46      78.40        76.72         61.34        60.08         58.47        5,787,229      9,300,000          62%
    71.44      81.55        83.02         60.68        67.07         66.60        5,564,760      8,100,000          69%
    73.05      76.78        79.17         59.44        61.18         62.14        7,388,436     13,500,000          55%
    72.75      74.23        77.99         65.20        61.13         64.34        5,504,975      8,800,000          63%
    55.35      59.25        62.97         46.04        47.06         50.09        4,139,492      7,500,000          55%
    64.59      69.98        71.23         53.77        55.62         57.96        5,993,371      9,900,000          61%
    55.23      62.84        62.66         45.33        49.28         50.03        4,913,182      8,500,000          58%
    58.48      62.79        64.47         46.37        48.33         50.14        4,077,345      7,200,000          57%
    79.89      84.20        86.99         60.97        64.81         69.77        7,326,479     14,200,000          52%
    61.86      66.89        69.59         42.18        45.48         48.97        3,653,226      6,500,000          56%
    59.53      61.89        64.09         43.57        43.25         46.75        3,631,493      8,200,000          44%
    71.28      76.10        76.06         59.95        63.32         63.76        7,749,008     14,300,000          54%
    67.51      72.81        75.08         54.37        60.21         62.64        6,568,724     12,300,000          53%
    72.85      76.57        79.29         55.37        61.16         64.26        6,295,198     12,100,000          52%
    67.04      73.72        76.75         51.49        58.11         62.29        5,365,514     11,700,000          46%
    96.20      99.77       104.20         80.33        87.12         89.94        8,862,560     16,400,000          54%
    80.49      89.04        94.77         63.89        70.56         75.79        7,575,952     14,300,000          53%
    72.64      75.08        78.59         57.94        59.08         61.91        6,539,601     11,700,000          56%
    72.16      77.53        80.06         58.46        62.47         65.43        7,555,380     13,000,000          58%
    73.18      77.78        80.34         57.60        58.62         59.65        7,212,153     13,700,000          53%
    73.80      79.01        81.30         58.42        62.44         64.62        7,008,604     13,800,000          51%
    72.34      74.43        78.05         57.07        59.62         63.35        6,689,272     12,300,000          54%
    74.24      78.27        78.25         59.34        57.81         59.36        6,782,755     12,300,000          55%
    63.15      67.07        70.29         51.65        54.17         58.13        6,283,410     11,600,000          54%
    62.54      67.01        69.52         51.36        54.46         55.97        6,111,974      9,600,000          64%
    66.87      74.85        76.11         54.79        58.50         59.99        6,053,913     10,600,000          57%
    67.34      70.66        70.72         56.26        56.71         57.46        5,633,267      9,700,000          58%
    77.18      80.52        81.04         64.71        65.82         67.59        8,582,097     15,900,000          54%
    75.27      80.20        83.18         63.52        67.44         69.58        7,802,628     12,500,000          62%
    79.27      82.59        85.00         68.47        68.45         69.98        7,770,944     12,900,000          60%
    75.55      78.35        80.23         62.89        65.53         66.06        7,194,169     13,500,000          53%
    65.76      70.46        73.93         54.09        58.89         62.53        6,387,132     13,900,000          46%
    81.93      76.76        74.24         61.03        58.00         58.70        6,007,824     10,700,000          56%
    71.72      68.65        68.40         52.09        47.67         48.53        4,695,571      8,400,000          56%
    74.48      78.98        82.41         59.72        61.93         65.73        8,053,372     14,500,000          56%
    76.09      81.64        84.89         58.91        63.98         67.39        7,271,485     13,900,000          52%
    68.09      71.43        74.49         55.07        57.69         62.14        5,825,491     10,700,000          54%
    59.41      63.37        66.37         47.72        47.82         50.83        5,012,690      8,600,000          58%
    58.86      60.88        61.55         45.96        46.46         48.83        4,921,101      9,400,000          52%
    76.31      88.73        97.00         65.34        76.09         81.51        8,933,609     15,100,000          59%
    84.31      95.20       101.02         68.24        75.68         78.86        8,254,543     16,000,000          52%
    85.89      93.11       100.39         77.95        86.46         94.35        7,827,337     12,000,000          65%
    75.02      83.83        88.02         65.26        71.34         76.32        6,958,405     13,900,000          50%
    68.75      72.73        75.87         56.66        56.33         60.06        6,413,090     11,000,000          58%
    64.51      67.78        70.62         49.67        50.55         54.90        4,205,050      8,700,000          48%
    56.88      63.88        68.15         44.75        50.33         53.61        3,408,709      7,700,000          44%
---------  ---------  -------------  -----------  -----------  -------------  -------------  -------------         ---
$   72.57  $   77.87    $   80.21     $   59.17    $   62.28     $   64.63    $ 321,577,850  $ 574,900,000          57%

    1995           1996       UNDERWRITTEN       1995          1996      UNDERWRITTEN
    TOTAL          TOTAL          TOTAL        NET CASH      NET CASH      NET CASH                                       LOAN
   REVENUE        REVENUE        REVENUE         FLOW          FLOW          FLOW          DSCR      FEE/LEASEHOLD       NUMBER
-------------  -------------  -------------  ------------  ------------  -------------  -----------  --------------  ---------------
$   3,935,879  $   4,313,946  $   4,271,577  $  1,552,677  $  1,792,621   $ 1,762,870        1.87x    Leasehold-Sbd             1
    3,540,314      3,580,788      3,536,935     1,332,102     1,335,355     1,313,059        1.69x    Leasehold-Sbd             2
    3,152,657      3,404,608      3,301,431     1,107,498     1,154,459     1,031,034        1.55x             Fee              3
    3,182,528      3,528,690      3,385,083     1,127,677     1,231,690     1,127,618        1.77x             Fee              4
    3,137,800      3,157,638      3,099,656     1,065,990     1,060,501     1,027,078        1.75x             Fee              5
    3,159,558      3,547,095      3,527,961       967,047     1,119,504     1,120,749        1.98x       Leasehold              6
    3,686,005      3,864,971      3,878,799     1,464,328     1,534,716     1,547,571        2.06x    Leasehold-Sbd             7
    3,940,355      3,719,815      3,874,754     1,214,345       941,093       900,368        1.61x    Leasehold-Sbd             8
    2,760,830      2,857,943      3,007,682       733,487       795,623       971,177        2.31x    Leasehold-Sbd             9
    3,112,525      3,304,276      3,434,059     1,064,608     1,202,487     1,292,593        2.13x             Fee             10
    2,578,163      2,798,190      2,838,840       830,677       961,758       960,897        1.93x             Fee             11
    2,483,080      2,595,585      2,691,254       727,444       825,055       918,739        2.22x             Fee             12
    3,867,855      4,153,174      4,434,304     1,352,620     1,533,813     1,698,205        2.28x    Leasehold-Sbd            13
    2,710,383      2,972,888      3,193,208       583,452       790,255       919,332        2.48x             Fee             14
    2,785,318      2,762,208      2,946,171       707,249       732,547       879,598        2.39x    Leasehold-Sbd            15
    3,599,399      3,876,170      3,869,355     1,382,959     1,526,289     1,479,405        1.88x    Leasehold-Sbd            16
    3,251,777      3,610,490      3,746,116     1,164,331     1,357,408     1,360,706        2.04x             Fee             17
    3,286,927      3,699,368      3,866,435     1,011,000     1,281,824     1,349,187        2.11x             Fee             18
    2,980,658      3,446,225      3,697,984       780,177     1,165,602     1,281,018        2.35x             Fee             19
    4,544,643      4,983,436      5,135,536     1,456,983     1,769,316     1,850,807        2.06x             Fee             20
    3,952,822      4,369,906      4,662,531     1,321,868     1,626,312     1,747,350        2.27x    Leasehold-Sbd            21
    3,723,073      3,867,314      3,961,046     1,218,146     1,289,093     1,330,336        2.00x    Leasehold-Sbd            22
    3,580,692      3,853,670      4,014,782     1,293,566     1,535,289     1,624,746        2.12x    Leasehold-Sbd            23
    3,516,023      3,628,976      3,661,878     1,336,135     1,395,262     1,424,866        1.95x    Leasehold-Sbd            24
    3,466,147      3,729,715      3,833,224     1,250,573     1,399,408     1,438,433        2.02x    Leasehold-Sbd            25
    3,429,668      3,657,299      3,871,391     1,287,184     1,276,139     1,297,774        1.91x    Leasehold-Sbd            26
    3,570,840      3,543,647      3,636,797     1,321,352     1,238,816     1,330,404        1.93x    Leasehold-Sbd            27
    3,201,936      3,393,753      3,636,856     1,194,637     1,346,846     1,512,094        2.37x             Fee             28
    3,043,379      3,294,304      3,365,364     1,073,226     1,272,619     1,274,575        2.05x    Leasehold-Sbd            29
    3,306,614      3,603,201      3,681,237     1,076,164     1,190,874     1,207,476        1.97x    Leasehold-Sbd            30
    3,308,226      3,370,245      3,407,797     1,087,874       973,673     1,013,846        1.77x    Leasehold-Sbd            31
    3,846,367      4,033,984      4,018,700     1,681,432     1,781,149     1,775,047        2.04x             Fee             32
    3,742,108      4,000,502      4,093,938     1,429,784     1,588,778     1,671,333        2.11x    Leasehold-Sbd            33
    4,104,534      4,175,694      4,245,720     1,455,933     1,472,732     1,563,214        1.98x             Fee             34
    3,789,895      4,008,587      4,021,084     1,310,337     1,765,659     1,790,296        2.45x    Leasehold-Sbd            35
    3,187,638      3,534,163      3,732,650     1,103,024     1,343,281     1,481,122        2.29x    Leasehold-Sbd            36
    3,662,576      3,563,398      3,583,663     1,282,677     1,240,113     1,219,493        2.00x    Leasehold-Sbd            37
    3,102,183      2,891,684      2,930,109     1,076,082       933,260       955,712        2.01x    Leasehold-Sbd            38
    3,408,644      3,622,696      3,850,057     1,380,283     1,528,986     1,707,712        2.09x    Leasehold-Sbd            39
    3,542,273      3,902,102      4,109,008     1,271,385     1,393,614     1,529,701        2.07x    Leasehold-Sbd            40
    3,227,851      3,400,745      3,614,115     1,106,111     1,135,230     1,282,531        2.17x             Fee             41
    2,804,441      2,837,128      3,009,329       875,082       950,606     1,126,149        2.21x    Leasehold-Sbd            42
    2,679,440      2,763,770      2,905,140       927,090       900,001     1,032,877        2.07x    Leasehold-Sbd            43
    4,282,553      4,895,984      5,129,703     1,573,206     1,882,354     2,041,948        2.25x    Leasehold-Sbd            44
    4,136,904      4,642,882      4,826,560     1,341,890     1,628,010     1,762,015        2.10x    Leasehold-Sbd            45
    4,694,417      5,222,468      5,643,668     1,369,670     1,651,306     1,910,446        2.40x       Leasehold             46
    3,813,947      4,173,765      4,453,582     1,369,883     1,491,151     1,664,635        2.36x             Fee             47
    3,280,443      3,293,844      3,511,029     1,284,426     1,217,243     1,356,319        2.08x             Fee             48
    2,971,264      3,060,600      3,288,553     1,069,162       968,055     1,111,920        2.61x    Leasehold-Sbd            49
    2,725,621      3,125,017      3,374,975       950,432       724,113       795,293        2.30x    Leasehold-Sbd            50
-------------  -------------  -------------  ------------  ------------  -------------  -----------
$ 170,799,173  $ 181,638,547  $ 187,811,626  $ 58,945,265  $ 64,251,884   $67,771,674        2.08X

   LOAN
  NUMBER             PROPERTY NAME               PROPERTY TYPE
----------  -------------------------------  ----------------------
DEVELOPERS DIVERSIFIED REALTY/DRA ADVISORS
    51      Shoppers World Power Center      Power Center
    52      Woodfield Village Green          Power Center
    53      Carmel Mountain Plaza            Power Center
    54      New Hope Commons                 Power Center
    55      Perimeter Pointe Center          Power Center
    56      Fairfax Towne Center             Power Center
    57      Broadway Marketplace             Power Center
    58      Town Center Prado                Power Center
    59      Independence Commons             Power Center
    60      Carillon Place                   Power Center
            TOTAL:

WORLDWIDE PLAZA
    61      Worldwide Plaza                  CBD Office
PRENTISS PROPERTIES
    62      Pacific Gateway Center           Industrial
    63      Milwaukee Industrials            Industrial
    64      Kansas City Industrials          Industrial
    65      One Northwestern Plaza           Suburban Office
    66      Dulles Corner Park               Suburban Office
    67      1717 Deerfield Road              Suburban Office
    68      3141 Fairview                    Suburban Office
    69      Park West E-1                    Suburban Office
    70      O'Hare Plaza II                  Suburban Office
    71      Park West E-2                    Suburban Office
    72      Chicago Industrials              Industrial
    73      Fairwood Building                Suburban Office
            TOTAL:
ARDEN REALTY
    74      Skyview Center                   Suburban Office
    75      L.A. Corporate Center            Suburban Office
    76      400 Corporate Pointe             Suburban Office
    77      100 West Broadway                Suburban Office
    78      Woodland Hills Financial Center  Suburban Office
    79      Glenoaks Plaza                   Suburban Office
    80      The New Wilshire                 Suburban Office
    81      Anaheim City Centre              Suburban Office
    82      Burbank Executive Center         Suburban Office
    83      12501 East Imperial Highway      Suburban Office
    84      70 South Lake Avenue             Suburban Office
    85      5601 Lindero Canyon              Suburban Office
    86      Beverly Atrium                   Suburban Office
    87      425 West Broadway                Suburban Office
    88      Bristol Plaza                    Suburban Office
    89      5832 Bolsa Avenue                Suburban Office
    90      10350 Santa Monica               Suburban Office
            TOTAL:
MACERICH VILLA MARINA MARKETPLACE
    91      Villa Marina Marketplace         Urban Marketplace
MACERICH VALLEY VIEW MALL
    92      Valley View Mall                 Regional Mall
SUN COMMUNITIES
    93      Royal Country                    Manufactured Housing
    94      Edwardsville Village             Manufactured Housing
    95      Timberbrook                      Manufactured Housing
    96      Countryside Village              Manufactured Housing
    97      Bedford Hills                    Manufactured Housing
    98      Sherman Oaks                     Manufactured Housing
    99      Cutler Estates                   Manufactured Housing
            TOTAL:

   LOAN
  NUMBER                                      ADDRESS
----------  ----------------------------------------------------------------------------
DEVELOPERS
    51      One Worcester Road & 417 Cochituate Road
    52      Meacham and Golf Roads
    53      Carmel Mountain Road and Rancho Carmel Drive
    54      US 501-15 & Interstate 40
    55      Mount Vernon Hwy & Perimeter Center West Parkway
    56      West Ox Road and Route 50
    57      Alameda Avenue & South Broadway Street
    58      Barrett Parkway at Bells Ferry Road
    59      39th Street & Arrowhead Drive
    60      Airport-Pulling Road & Pine Ridge Road
WORLDWIDE
    61      825 Eighth Avenue
PRENTISS P
    62      18 Industrial Properties
    63      17 Industrial Properties
    64      7 Industrial Properties
    65      28411 Northwestern Plaza
    66      2411 Dulles Corner Park
    67      1717 Deerfield Road
    68      3141 Fairview
    69      1601 LBJ Freeway
    70      8755 West Higgins Road
    71      1603 LBJ Freeway
    72      3 Industrial Properties
    73      4401 Fair Lakes Court
ARDEN REAL
    74      6033-6053 West Century Boulevard
    75      900, 1000, 1200 & 1255 Corporate Center Drive
    76      400 Corporate Pointe
    77      100 West Broadway
    78      21021-21031 Ventura Boulevard
    79      303 Glenoaks Boulevard
    80      6100 Wilshire Boulevard
    81      222 South Harbor Boulevard
    82      300 East Magnolia and 333 North Glenoaks Boulevard
    83      12501 East Imperial Highway
    84      70 South Lake Avenue
    85      5601 Lindero Canyon Road
    86      350 South Beverly Drive
    87      425 West Broadway
    88      6167 Bristol Parkway
    89      5832 Bolsa Avenue
    90      10350 Santa Monica Boulevard
MACERICH V
    91      Marina Freeway & Lincoln Blvd, Glencoe Avenue & Maxella Avenue
MACERICH V
    92      Preston Road & IH-635
SUN COMMUN
    93      555 N.W. 202nd Terrace
    94      301 Beach Street
    95      54686 County Road 19
    96      4600 West Britton Road
    97      110 Bejac Circle Drive
    98      1144 Sherman Boulevard
    99      6471 South Division Avenue

                                    ANNEX A
                       MORTGAGED PROPERTY CHARACTERISTICS

                                                  YEAR BUILT/           TOTAL                         OCCUPANCY
       CITY            STATE        ZIP            RENOVATED          SF/SITES       OCCUPANCY        AS OF DATE
------------------  -----------  ---------  -----------------------  -----------  ---------------  ----------------
Framingham                  MA       01701                1994/1997      786,196          95.9%             6/27/97
Schaumburg                  IL       60173                     1994      508,092         100.0%             6/27/97
San Diego                   CA       91219                  1993-94      532,129         100.0%             6/27/97
Durham                      NC       27707                     1995      466,916          98.5%             6/27/97
Atlanta                     GA       30338                  1995-96      353,652          83.2%             6/27/97
Fairfax                     VA       22033                     1994      253,941         100.0%             6/27/97
Denver                      CO       80223                1993-1995      382,576         100.0%             6/27/97
Marietta                    GA       30066                     1994      270,440          94.6%             6/27/97
Independence                MO       64057                     1996      382,162          97.3%             6/27/97
Naples                      FL       33902                     1994      281,838          96.4%             6/27/97
                                                                     -----------        ------
                                                                       4,217,942          96.8%
New York                    NY       10019                     1989    1,816,525          98.3%             9/01/97
Torrence                    CA       90502                1972-1983    1,252,708         100.0%             6/30/97
Milwaukee                   WI     Various                1970-1982    1,529,484          95.8%             9/09/97
Kansas City                 MO     Various                1972-1978    1,341,880         100.0%             6/24/97
Southfield                  MI       48034                     1989      241,751          90.3%             6/30/97
Herndon                     VA       22071                     1990      190,723         100.0%             6/30/97
Deerfield                   IL       60015                     1985      137,904         100.0%             6/30/97
Falls Church                VA       22042                     1987      192,108          91.9%             6/30/97
Farmers Branch              TX       75234                1980/1982      196,139         100.0%             6/30/97
Chicago                     IL       60631                     1986      233,650          87.2%             6/30/97
Farmers Branch              TX       75234                  1981-85      200,590          99.7%             6/30/97
Woodale                     IL     Various                1987-1988      226,076         100.0%             9/10/97
Fairfax                     VA       22033                     1987       58,621          95.6%             9/09/97
                                                                     -----------        ------
                                                                       5,801,634          96.9%
Los Angeles                 CA       90045              1981 & 1986      391,675          88.7%             7/14/97
Monterey Park               CA       91754              1984 & 1986      389,293          84.9%             7/14/97
Culver City                 CA       90230                     1988      164,598          99.0%             7/15/97
Long Beach                  CA       90802                     1987      191,727          96.1%             7/14/97
Woodland Hills              CA       91364                1972-1996      224,955          88.8%             7/13/97
Burbank                     CA       91502                1983-1996      175,449          98.3%             7/14/97
Los Angeles                 CA       90048                  1986/91      202,704          82.7%             7/13/97
Anaheim                     CA       92805                     1986      175,391          94.7%             7/13/97
Burbank                     CA       91502              1978 & 1983      142,862          85.4%             7/14/97
Norwalk                     CA       90650                     1977      122,175          95.7%             7/14/97
Pasadena                    CA       91101                     1982      100,133          91.9%             7/13/97
Westlake Village            CA       91362                     1989      105,830         100.0%             7/13/97
Beverly Hills               CA       90212                     1989       61,314          85.0%             7/13/97
Glendale                    CA       91203                1984-1996       71,589          97.6%             7/13/97
Culver City                 CA       90230                     1982       84,014          79.8%             7/13/97
Huntington Beach            CA       92683                     1985       49,355         100.0%             7/14/97
Los Angeles                 CA       90025                     1978       42,292          99.9%             7/14/97
                                                                     -----------        ------
                                                                       2,695,356          91.3%
Marina del Rey              CA       90292           1974-1976/1989      448,579          95.6%             7/24/97
Dallas                      TX       75240           1973-1979/1993      465,918          93.8%             6/30/97
Miami                       FL       33055              1981 & 1986          864          99.4%             6/30/97
Edwardsville                KS       66113                     1978          597          93.0%             6/30/97
Bristol                     IN       46507          1976, 1993-1995          567          89.0%             6/30/97
Perry                       MI       48872                     1967          360          97.4%             6/30/97
Battle Creek                MI       49017                     1960          340          96.0%             6/30/97
Jackson                     MI       49201              1978 & 1994          366          99.2%             6/30/97
Grand Rapids                MI       49548                     1970          281          99.0%             6/30/97
                                                                     -----------        ------
                                                                           3,375          96.9%

                      CUT-OFF DATE
                       ALLOCATED                           CUT-OFF
                          LOAN                              DATE
       CITY              AMOUNT            VALUE             LTV
------------------  ----------------  ----------------  -------------
Framingham          $     80,250,000  $    131,600,000           61%
Schaumburg                45,500,000        72,300,000           63%
San Diego                 37,500,000        65,000,000           58%
Durham                    27,250,000        43,500,000           63%
Atlanta                   25,250,000        47,500,000           53%
Fairfax                   25,250,000        36,100,000           70%
Denver                    22,000,000        34,500,000           64%
Marietta                  21,500,000        33,000,000           65%
Independence              21,250,000        38,000,000           56%
Naples                    16,750,000        28,000,000           60%
                                                                 --
                    ----------------  ----------------
                    $    322,500,000  $    529,500,000           61%

New York            $    273,576,031  $    416,000,000           66%
Torrence            $     31,300,000  $     47,600,000           66%
Milwaukee                 28,300,000        42,600,000           66%
Kansas City               19,200,000        29,200,000           66%
Southfield                17,800,000        27,500,000           65%
Herndon                   16,700,000        31,200,000           54%
Deerfield                 14,200,000        21,300,000           67%
Falls Church              12,800,000        26,100,000           49%
Farmers Branch            12,100,000        19,400,000           62%
Chicago                   11,400,000        24,100,000           47%
Farmers Branch             7,900,000        13,800,000           57%
Woodale                    5,200,000        10,300,000           50%
Fairfax                    3,200,000         7,000,000           46%
                                                                 --
                    ----------------  ----------------
                    $    180,100,000  $    300,100,000           61%

Los Angeles         $     27,603,591  $     52,400,000           53%
Monterey Park             21,042,910        39,700,000           53%
Culver City               15,582,711        35,000,000           45%
Long Beach                15,120,231        30,300,000           50%
Woodland Hills            14,563,963        30,100,000           48%
Burbank                   13,103,726        26,100,000           50%
Los Angeles               11,566,547        21,700,000           53%
Anaheim                    8,913,666        16,800,000           53%
Burbank                    8,375,844        16,100,000           52%
Norwalk                    7,186,370        12,500,000           57%
Pasadena                   6,676,585        11,400,000           59%
Westlake Village           6,225,312        12,100,000           51%
Beverly Hills              5,267,874        10,800,000           49%
Glendale                   4,733,575         8,900,000           53%
Culver City                4,082,066         7,600,000           54%
Huntington Beach           2,674,631         5,900,000           45%
Los Angeles                2,280,398         4,600,000           50%
                                                                 --
                    ----------------  ----------------
                    $    175,000,000  $    342,000,000           51%

Marina del Rey      $     58,000,000  $    101,100,000           57%
Dallas              $     51,000,000  $     95,700,000           53%
Miami               $     18,984,457  $     25,700,000           74%
Edwardsville               5,995,092        12,100,000           50%
Bristol                    4,796,073         9,400,000           51%
Perry                      4,196,564         8,300,000           51%
Battle Creek               3,796,891         7,500,000           51%
Jackson                    3,796,891         7,400,000           51%
Grand Rapids               3,397,219         6,800,000           50%
                                                                 --
                    ----------------  ----------------
                    $     44,963,187  $     77,200,000           60%

    1995           1996       UNDERWRITTEN                                                UNDERWRITTEN
    TOTAL          TOTAL          TOTAL          1995           1996       UNDERWRITTEN     NET CASH
   REVENUE        REVENUE        REVENUE       TOTAL NOI      TOTAL NOI      TOTAL NOI        FLOW         DSCR      FEE/LEASEHOLD
-------------  -------------  -------------  -------------  -------------  -------------  -------------  ---------  ----------------
$    --        $  11,175,628   $15,414,738   $    --        $   8,398,537   $10,437,341    $10,346,866       1.72x               Fee
     --           10,347,398    10,830,159        --            6,276,298     6,968,643      6,874,588       2.02x               Fee
     --            7,802,851     7,823,469        --            5,617,885     5,756,648      5,642,373       2.01x               Fee
     --            5,120,248     5,249,420        --            4,096,940     4,131,474      4,038,014       1.98x               Fee
     --            2,440,469     4,990,492        --            1,814,389     4,105,385      4,049,929       2.14x               Fee
     --            4,831,491     5,107,704        --            3,685,977     3,972,116      3,939,632       2.09x               Fee
     --            4,813,201     4,541,614        --            3,555,954     3,447,890      3,386,294       2.06x               Fee
     --            3,442,813     4,149,175        --            2,731,148     3,380,396      3,307,854       2.06x               Fee
     --            3,447,101     4,324,720        --            2,800,890     3,420,308      3,355,489       2.11x               Fee
     --            3,301,525     3,365,139        --            2,548,506     2,641,791      2,577,050       2.06x               Fee
-------------  -------------  -------------  -------------  -------------  -------------  -------------  ---------
$    --        $  56,722,725   $65,796,630   $    --        $  41,526,524   $48,261,992    $47,518,089       1.97X

$    --        $    --         $66,412,443   $  52,313,224  $  41,911,462   $39,959,953    $38,995,953       1.45x               Fee
$   5,498,455  $   5,407,786   $ 6,458,215   $   4,023,178  $   3,955,605   $ 4,762,101     $3,965,557       1.65x               Fee
    5,649,299      5,835,068     5,762,901       4,123,796      4,289,477     4,127,743      3,798,023       1.75x               Fee
    3,482,527      3,157,658     3,824,156       2,707,012      2,412,559     2,947,287      2,650,312       1.80x               Fee
    5,494,690      5,233,748     5,025,310       3,379,752      2,981,192     2,745,868      2,494,905       1.82x         Leasehold
    3,778,868      3,994,397     4,437,355       2,545,208      2,725,770     3,039,198      2,812,519       2.19x               Fee
    2,520,148      2,559,874     2,547,039       2,213,654      2,254,077     2,186,628      2,048,305       1.88x               Fee
    4,042,908      3,983,021     4,165,923       2,410,998      2,390,892     2,541,706      2,322,328       2.36x               Fee
    2,896,713      3,274,551     3,458,395       1,565,824      1,756,486     1,944,379      1,799,069       1.94x               Fee
     --            4,684,698     5,152,308        --            1,906,274     2,466,511      2,164,637       2.47x               Fee
    1,737,877      2,561,552     2,839,880         279,080      1,289,425     1,241,916      1,081,459       1.78x               Fee
    1,265,035      1,266,152     1,353,576         895,482        876,491       968,603        916,646       2.29x               Fee
      842,288        862,322     1,085,434         451,053        500,778       684,500        611,625       2.49x               Fee
-------------  -------------  -------------  -------------  -------------  -------------  -------------  ---------
$  37,208,808  $  42,820,827   $46,110,492   $  24,595,037  $  27,339,025   $29,656,441    $26,665,385       1.93X
$    --        $   7,996,657   $ 8,318,162   $    --        $   5,425,390   $ 5,024,622     $4,534,166       2.15x               Fee
     --            7,380,571     7,581,274        --            4,344,154     3,749,320      2,758,720       1.72x               Fee
    4,071,168      4,175,062     4,822,495       2,567,768      2,872,465     3,074,398      2,804,680       2.36x               Fee
     --            3,524,308     4,410,192        --            2,284,493     2,841,316      2,566,850       2.23x               Fee
    5,088,638      4,689,644     4,882,999       3,299,955      2,920,742     2,556,696      2,141,499       1.93x               Fee
     --            3,136,902     3,970,474        --            1,796,795     2,455,548      2,141,695       2.14x               Fee
    4,272,119      3,700,895     4,031,313       2,436,983      2,032,026     2,079,774      1,781,423       2.02x               Fee
    2,859,321      2,507,512     2,965,776       1,421,382      1,212,559     1,607,098      1,256,686       1.85x               Fee
     --            2,561,120     2,684,210        --            1,457,286     1,581,230      1,325,726       2.08x               Fee
     --            1,967,049     1,980,473        --            1,248,038     1,262,439        950,085       1.73x               Fee
     --            1,690,356     2,062,638        --              825,838     1,108,984        926,944       1.82x               Fee
    1,420,594      1,432,879     1,449,325       1,135,114      1,191,106     1,132,079        998,867       2.10x               Fee
    1,680,029      1,793,646     1,682,117       1,064,328      1,112,964       976,040        856,184       2.13x               Fee
    1,161,626      1,418,131     1,503,925         717,301        812,477       868,794        690,304       1.91x               Fee
    1,867,650      1,297,209     1,323,290       1,169,329        661,929       662,909        483,264       1.55x               Fee
     --              586,769       737,907        --              469,286       544,618        477,849       2.34x               Fee
     --              702,400       787,095        --              350,328       405,201        314,524       1.81x               Fee
-------------  -------------  -------------  -------------  -------------  -------------  -------------  ---------
$  22,421,145  $  50,561,110  $ 55,193,665   $  13,812,151  $  31,017,875  $ 31,931,065    $27,009,467       2.02X
$  11,337,755  $  11,055,486  $ 11,861,182   $   7,861,194  $   7,922,789  $  8,596,143     $8,270,376       1.95x               Fee
$  14,216,038  $  15,165,473  $ 14,701,715   $   7,479,884  $   8,229,479  $  8,134,732     $7,754,132       1.90x               Fee
$    --        $   3,301,347  $  3,487,558   $    --        $   2,254,339  $  2,252,001     $2,208,801       1.44x               Fee
     --            1,631,562     1,718,558        --            1,079,096     1,152,552      1,122,653       2.31x               Fee
     --            1,218,736     1,323,140        --              796,809       890,507        862,157       2.22x               Fee
     --            1,098,706     1,123,696        --              787,182       788,453        770,453       2.27x               Fee
     --              939,040       987,816        --              694,218       715,979        698,980       2.27x               Fee
     --            1,077,789     1,103,944        --              735,948       705,445        687,145       2.24x               Fee
     --            1,081,446     1,101,428        --              643,965       647,493        633,443       2.30x               Fee
-------------  -------------  -------------  -------------  -------------  -------------  -------------  ---------
$    --        $  10,348,626  $ 10,846,140   $    --        $   6,991,557  $  7,152,430     $6,983,632       1.92X

    1995
    TOTAL         LOAN
   REVENUE       NUMBER
-------------  ----------
$    --            51
     --            52
     --            53
     --            54
     --            55
     --            56
     --            57
     --            58
     --            59
     --            60
-------------
$    --
$    --            61
$   5,498,455      62
    5,649,299      63
    3,482,527      64
    5,494,690      65
    3,778,868      66
    2,520,148      67
    4,042,908      68
    2,896,713      69
     --            70
    1,737,877      71
    1,265,035      72
      842,288      73
-------------
$  37,208,808
$    --            74
     --            75
    4,071,168      76
     --            77
    5,088,638      78
     --            79
    4,272,119      80
    2,859,321      81
     --            82
     --            83
     --            84
    1,420,594      85
    1,680,029      86
    1,161,626      87
    1,867,650      88
     --            89
     --            90
-------------
$  22,421,145
$  11,337,755      91
$  14,216,038      92
$    --            93
     --            94
     --            95
     --            96
     --            97
     --            98
     --            99
-------------
$    --

                                     Annex B



                                     [LOGO]
                                 Lehman Brothers


                                 $1,355,381,215
                              Offered Certificates


[LOGO]                               [LOGO]                      [LOGO]
THE MACERICH COMPANY                COURTYARD               ARDEN REALTY, INC.
                             -Registered Trademark-

     DRA . ADVISORS, INC.                                     [LOGO]
                                                       SUN COMMUNITIES, INC.


                    [LOGO]
               The Blackstone Group                           [LOGO]
                                                    PRENTISS PROPERTIES TRUST

[LOGO]
Developers Diversified Realty Corporation


                                 LEHMAN BROTHERS
                        FIRST UNION CAPITAL MARKETS CORP.

  Prospective investors are advised to read carefully, and should rely solely on, the detailed information in the Prospectus Supplement and the Prospectus relating to the Offered Certificates in making their investment decision. The following Annex B does not include all relevant information relating to the Offered Certificates or Mortgage Loans, particularly with respect to the risks and special considerations involved with an investment in the Offered Certificates and is qualified in its entirety by reference to the detailed information appearing in the Prospectus Supplement and the Prospectus. Prior to making any investment decision, a prospective investor should carefully review the Prospectus Supplement and the Prospectus.

                                   Large Loan

              Mortgage Pass-Through Certificates, Series 1997-LL I


% C/E     % OF DEAL
31.0%       42.9%                  CLASS A-1
                                   AAA/Aaa
31.0%       14.3%     CLASS X-1    CLASS A-2
                      Aaa/AAA      AAA/Aaa
31.0%       11.8%        IO        CLASS A-3
                                   AAA/Aaa
23.0%        8.0%                  CLASS B
                                   AA/Aa2         % OF DEAL
16.0%        3.5%                  CLASS C-1         3.5%        CLASS C-2           CLASS X-2
                                   A/A2                            A/A2                 A/A2
 8.0%        8.0%                  CLASS D
                                   Baa2/BBB                 WORLDWIDE PLAZA
 5.0%        3.0%                  CLASS E                 FIXED COMPONENT B*
                                   Baa3/BBB-                   ($105 mm)
             5.0%                  CLASS F
                                   BB/Ba2

                    * THE WORLDWIDE PLAZA FIXED COMPONENT B, WHICH HAS A
                      PRINCIPAL BALANCE AS OF THE CUT-OFF DATE OF $105,000,000,
                      IS AN ASSET OF LOAN GROUP I.


--------- -------------------- -------------- ----------------- ------------- ------------ --------- -------------- --------- ======
               Original                            Rating                                    Avg       Principal     Legal    Price
 Class           Face             Rating          Agencies      Description     Coupon     Life(1)     Window(1)     Status    Talk
--------- -------------------- -------------- ----------------- ------------- ------------ --------- -------------- --------- ======
--------- -------------------- -------------- ----------------- ------------- ------------ --------- -------------- --------- ======
  A-1        $612,000,000         AAA/Aaa       S&P/Moody's        Fixed        6.7500%      5.038    11/97-06/04    Public
--------- -------------------- -------------- ----------------- ------------- ------------ --------- -------------- --------- ======
--------- -------------------- -------------- ----------------- ------------- ------------ --------- -------------- --------- ======
  A-2        $204,000,000         AAA/Aaa       S&P/Moody's        Fixed        6.9000%      6.902    06/04-09/06    Public
--------- -------------------- -------------- ----------------- ------------- ------------ --------- -------------- --------- ======
--------- -------------------- -------------- ----------------- ------------- ------------ --------- -------------- --------- ======
  A-3        $168,434,000         AAA/Aaa       S&P/Moody's        Fixed        6.9500%      9.128    09/06-03/07    Public
--------- -------------------- -------------- ----------------- ------------- ------------ --------- -------------- --------- ======
--------- -------------------- -------------- ----------------- ------------- ------------ --------- -------------- --------- ======
   B         $114,138,000         AA/Aa2        S&P/Moody's        Fixed        6.9500%      9.408    03/07-03/07    Public
--------- -------------------- -------------- ----------------- ------------- ------------ --------- -------------- --------- ======
--------- -------------------- -------------- ----------------- ------------- ------------ --------- -------------- --------- ======
  C-1         $49,870,000          A/A2         S&P/Moody's        Fixed        6.9000%      9.728    03/07-09/07    Public
--------- -------------------- -------------- ----------------- ------------- ------------ --------- -------------- --------- ======
--------- -------------------- -------------- ----------------- ------------- ------------ --------- -------------- --------- ======
  C-2         $50,000,000          A/A2         S&P/Moody's       Floating      6.1063%      6.742    07/04-07/04    Public
--------- -------------------- -------------- ----------------- ------------- ------------ --------- -------------- --------- ======
--------- -------------------- -------------- ----------------- ------------- ------------ --------- -------------- --------- ======
   D         $114,137,000        Baa2/BBB       Moody's/DCR        Fixed        6.9000%     12.484    09/07-04/12    Public
--------- -------------------- -------------- ----------------- ------------- ------------ --------- -------------- --------- ======
--------- -------------------- -------------- ----------------- ------------- ------------ --------- -------------- --------- ======
   E          $42,802,000        Baa3/BBB-      Moody's/DCR      Fixed/WAC      7.1500%     14.492    04/12-04/12    Public
--------- -------------------- -------------- ----------------- ------------- ------------ --------- -------------- --------- ======
--------- -------------------- -------------- ----------------- ------------- ------------ --------- -------------- --------- ======
   F          $71,336,068         BB/Ba2        S&P/Moody's      Fixed/WAC      7.3000%     14.492    04/12-04/12     144A
--------- -------------------- -------------- ----------------- ------------- ------------ --------- -------------- --------- ======
--------- -------------------- -------------- ----------------- ------------- ------------ --------- -------------- --------- ======
  X-1      $1,376,717,068(2)      Aaa/AAA       Moody's/DCR          IO         0.9877%      7.748(3)     N/A        Public
--------- -------------------- -------------- ----------------- ------------- ------------ --------- -------------- --------- ======
--------- -------------------- -------------- ----------------- ------------- ------------ --------- -------------- --------- ======
  X-2       $50,000,000(2)         A/A2         S&P/Moody's          IO         0.0816%      6.742(3)     N/A        Public
--------- -------------------- -------------- ----------------- ------------- ------------ --------- -------------- --------- ======
--------- -------------------- -------------- ----------------- ------------- ------------ --------- -------------- --------- ======
 Total      $1,426,717,068                                                      7.8202%      7.713
--------- -------------------- -------------- ----------------- ------------- ------------ --------- -------------- --------- ======

(1) ASSUMING 0% CPR, NO LOSSES.
(2) REPRESENTS NOTIONAL AMOUNT.
(3) REPRESENTS AVERAGE LIFE OF RELATED PRINCIPAL NOTIONAL AMOUNTS.

RATING AGENCIES:             Standard and Poor's, Moody's Investors Service,
                             Inc., and Duff and Phelps Credit Rating Co.
TRUSTEE:                     LaSalle National Bank
MASTER SERVICER:             GMAC Commercial Mortgage Corporation
SPECIAL SERVICER:            GMAC Commercial Mortgage Corporation
SETTLEMENT DATE:             On or about October 15, 1997

LARGE LOAN 1997-LL I Offering Highlights:

    - NEWLY ORIGINATED COLLATERAL. The collateral consists of 8 newly originated Mortgage Loans with a principal balance of approximately $1.43 billion.




                                                        MORTGAGE LOAN SUMMARY

-------------------------- ----------- ---------------- ------------- ------------- ---------- -------- ------- -------- ========
                                                                                     ORIGINAL
                                                                                     AMORTIZ-                    CUT-
                                        CUT-OFF DATE    ANTICIPATED      FINAL        ATION                      OFF
                              # OF        PRINCIPAL      REPAYMENT      MATURITY       TERM    MORTGAGE          DATE      ARD
      MORTGAGE LOAN        PROPERTIES      BALANCE       DATE (ARD)       DATE       (MONTHS)    RATE     DSCR    LTV      LTV
-------------------------- ----------- ---------------- ------------- ------------- ---------- -------- ------- -------- ========
DDR/DRA Loan                   10        $322,500,000       N/A         June 10,        N/A     7.378%  1.97x    61.2%   61.2%(1)
                                                                          2002
-------------------------- ----------- ---------------- ------------- ------------- ---------- -------- ------- -------- ========
-------------------------- ----------- ---------------- ------------- ------------- ---------- -------- ------- -------- ========
Courtyard Loan                 50        $321,577,850    April 10,     April 10,        240     7.865%  2.08x    56.5%    23.7%
                                                            2012          2017
-------------------------- ----------- ---------------- ------------- ------------- ---------- -------- ------- -------- ========
-------------------------- ----------- ---------------- ------------- ------------- ---------- -------- ------- -------- ========
WORLDWIDE PLAZA LOAN           1         $273,576,031    JULY 10,      JULY 10,         240             1.45X    65.8%    50.3%
--------------------                     ------------    ---------     ---------        ---             -----    -----    -----
    Fixed Component A                   $118,576, 031       2004          2017                  7.920%
                                                            ----          ----
    LIBOR Component                       $50,000,000                                           L+55 bp
    Fixed Component B                    $105,000,000                                           7.920%
-------------------------- ----------- ---------------- ------------- ------------- ---------- -------- ------- -------- ========
-------------------------- ----------- ---------------- ------------- ------------- ---------- -------- ------- -------- ========
Prentiss Loan                  12        $180,100,000   Feb 26, 2007  Feb 26, 2027      N/A     7.579%  1.93x    60.9%    60.9%
-------------------------- ----------- ---------------- ------------- ------------- ---------- -------- ------- -------- ========
-------------------------- ----------- ---------------- ------------- ------------- ---------- -------- ------- -------- ========
Arden Loan                     17        $175,000,000     June 10,      June 10,        N/A     7.520%  2.02x    51.4%    51.4%
                                                            2004          2029
-------------------------- ----------- ---------------- ------------- ------------- ---------- -------- ------- -------- ========
-------------------------- ----------- ---------------- ------------- ------------- ---------- -------- ------- -------- ========
Villa Marina Loan              1          $58,000,000   Oct 10, 2006  Oct 10, 2031      N/A     7.225%  1.95x    57.4%    57.4%
-------------------------- ----------- ---------------- ------------- ------------- ---------- -------- ------- -------- ========
-------------------------- ----------- ---------------- ------------- ------------- ---------- -------- ------- -------- ========
Valley View Loan               1          $51,000,000   Oct 10, 2006  Oct 10, 2031      N/A     7.890%  1.90x    53.3%    53.3%
-------------------------- ----------- ---------------- ------------- ------------- ---------- -------- ------- -------- ========
-------------------------- ----------- ---------------- ------------- ------------- ---------- -------- ------- -------- ========
Sun Communities Loan           7          $44,963,187   Sep 10, 2007  Sep 10, 2027      360     7.010%  1.92x    60.3%    51.9%
-------------------------- ----------- ---------------- ------------- ------------- ---------- -------- ------- -------- ========
Total/Weighted Average         99      $1,426,717,068                                           7.575%  1.89x    59.3%    48.7%
-------------------------- ----------- ---------------- ------------- ------------- ---------- -------- ------- -------- ========


   -     CALL PROTECTION.

         100% OF THE FIXED RATE LOANS ARE LOCKED OUT INITIALLY (SUBJECT TO CERTAIN LIMITED EXCEPTIONS WITH RESPECT TO THE WORLDWIDE PLAZA LOAN) WITH THE ABILITY FOR DEFEASANCE OF THE MORTGAGE LOAN WITH US TREASURY SECURITIES UNTIL 0 - 6 MONTHS PRIOR TO THE ANTICIPATED REPAYMENT DATE.



       ======================================== ======================================== ========================================
                  Mortgage Loan                          Lock Out End Date                       Defeasance End Date
       ---------------------------------------- ---------------------------------------- ----------------------------------------
                     DDR/DRA                              October 10, 1999                        December 10, 2001
       ---------------------------------------- ---------------------------------------- ----------------------------------------
       ---------------------------------------- ---------------------------------------- ----------------------------------------
                    Courtyard                             October 10, 1999                         October 10, 2011
       ---------------------------------------- ---------------------------------------- ----------------------------------------
       ---------------------------------------- ---------------------------------------- ----------------------------------------
            Worldwide Fixed Components                    October 10, 1999                          July 10, 2004
       ---------------------------------------- ---------------------------------------- ----------------------------------------
       ---------------------------------------- ---------------------------------------- ----------------------------------------
           Worldwide Floating Component                         N/A                                      N/A
       ---------------------------------------- ---------------------------------------- ----------------------------------------
       ---------------------------------------- ---------------------------------------- ----------------------------------------
                     Prentiss                             October 10, 1999                        November 26, 2006
       ---------------------------------------- ---------------------------------------- ----------------------------------------
       ---------------------------------------- ---------------------------------------- ----------------------------------------
                      Arden                               October 10, 1999                          March 10, 2004
       ---------------------------------------- ---------------------------------------- ----------------------------------------
       ---------------------------------------- ---------------------------------------- ----------------------------------------
                   Villa Marina                           October 10, 1999                         October 10, 2006
       ---------------------------------------- ---------------------------------------- ----------------------------------------
       ---------------------------------------- ---------------------------------------- ----------------------------------------
                   Valley View                            October 10, 1999                         October 10, 2006
       ---------------------------------------- ---------------------------------------- ----------------------------------------
       ---------------------------------------- ---------------------------------------- ----------------------------------------
                 Sun Communities                          October 10, 1999                          March 10, 2007
       ---------------------------------------- ---------------------------------------- ----------------------------------------



    -    ALL LOANS ARE CURRENT AS TO SCHEDULED PAYMENTS AS OF THE CUT-OFF DATE.
    -    1.89X WEIGHTED AVERAGE DEBT SERVICE COVERAGE AS OF THE CUT-OFF DATE.
    -    59.3% WEIGHTED AVERAGE LOAN-TO-VALUE AS OF THE CUT-OFF DATE.
    -    DIVERSIFIED PROPERTY TYPES AND GEOGRAPHIC DIVERSIFICATION.


Urban Marketplace                    Mgf. Housing 3.2%                           15 Other                               CA
      4.1%          Regional Mall 3.6%                                            States                               23.8%
                                                                                   23.1%
Industrial                                             Power Center
   5.9%                                                    22.6%
                             [PIE CHART]                                                                 [PIE CHART]

Suburban
 Office                                                                              MA
 19.0%                                                                              5.6%
                                                                                        IL
                                                                                        5.8%     VA                      NY
                    CBD Office                            Hotel                                 6.2%     GA       TX
                      19.2%                               22.5%                                         7.2%      8.4%



    -    CASH FLOWS WILL BE MODELED ON BLOOMBERG.

LARGE LOAN 1997-LL I STRUCTURAL SUMMARY:

ERISA: Classes A-1, A-2, A-3 and X-1 are expected to be eligible for Lehman Brothers Inc.'s individual prohibited transaction exemption with respect to ERISA.

SMMEA: Classes A-1, A-2, A-3 and B are "mortgage related securities" for purposes of SMMEA.

PAYMENT: Pays on the second business day after the 10th of each month, or if the 10th is not a business day, then the third business day thereafter.

THE CLASS X-1:      The Class X-1 comprises eight components, one relating to
                    each class of Group 1 Sequential Pay Certificates.

THE CLASS X-2:      The Class X-2 is stripped off Class C-2.

THE CLASS C-2:      The Class C-2 is backed solely by the Worldwide Plaza LIBOR
                    Component. The coupon for Class C-2 will be determined on the 10th of each month or if the 10th is not a business day, the immediately preceding business day. Principal payments on the LIBOR Component will be allocated to Class C-2.

OPTIONAL CALL:      1% Clean-up Call.

COLLATERAL:         The Certificates are backed by eight mortgage loans secured by first liens on 99 commercial properties, such mortgage loans having been originated by affiliates of Lehman
                    Brothers Inc.

ACCRUAL PERIOD:     The Certificates, other than the LIBOR Certificates, accrue interest from the 10th of the month to the 9th of the following month. 2 days delay. The Certificates, other than the LIBOR Certificates, accrue interest on the basis of 30/360. The LIBOR Certificates accrue interest from the Distribution Date of one month to the date prior to the Distribution Date of the following month (October 12, 1997 for the initial accrual period). The LIBOR Certificates accrue interest on the basis of actual/360.

MORTGAGE LOAN
  GROUPS: The underlying collateral consists of 2 Mortgage Loan Groups. Mortgage Loan Group 1 consists of all the fixed rate loans, including Worldwide Plaza Component A and Component
                    B. Mortgage Loan Group 2 consists solely of the floating rate LIBOR Component of the Worldwide Plaza Loan.

CASH FLOW
STRUCTURE:          Bond classes will pay sequentially.

DISTRIBUTIONS:      Principal and interest payments will generally be made to
                    Certificateholders in the following order: Interest and principal from Group 1 will be distributed in the following order:
                    1) INTEREST TO THE SENIOR CLASSES: CLASS A-1, CLASS A-2,
                       CLASS A-3 AND CLASS X-1, PRO RATA,
                    2) PRINCIPAL TO CLASS A-1 UNTIL SUCH CLASS IS RETIRED,*
                    3) PRINCIPAL TO CLASS A-2 UNTIL SUCH CLASS IS RETIRED,*
                    4) PRINCIPAL TO CLASS A-3 UNTIL SUCH CLASS IS RETIRED,*
                    5) INTEREST TO CLASS B, THEN PRINCIPAL TO CLASS B UNTIL SUCH
                       CLASS IS RETIRED,
                    6) INTEREST TO CLASS C-1 THEN PRINCIPAL TO CLASS C-1 UNTIL
                       SUCH CLASS IS RETIRED,
                    7) INTEREST TO CLASS D, THEN PRINCIPAL TO CLASS D UNTIL SUCH
                       CLASS IS RETIRED,
                    8) INTEREST TO CLASS E, THEN PRINCIPAL TO CLASS E UNTIL SUCH
                       CLASS IS RETIRED,
                    9) INTEREST AND PRINCIPAL TO THE PRIVATE CLASS.
                    * PRO RATA IF CLASSES B THROUGH F WERE RETIRED AS A RESULT
                      OF LOSSES.
                    Interest and principal from Mortgage Loan Group 2 will be distributed in the following order:
                    1) INTEREST TO CLASS C-2 AND CLASS X-2 PRO RATA,
                    THEN PRINCIPAL TO CLASS C-2 UNTIL SUCH CLASS IS
                    RETIRED.

                       Priority and Timing of Cash Flows *


                                [GRAPHIC OMITTED]


              ------------------
              * Assuming 0% CPR, no losses.

CREDIT
ENHANCEMENT:        Credit enhancement for each class of Certificates will be
                    provided by the classes of Certificates which are subordinate in priority with respect to payments of interest and principal.

REALIZED LOSSES:    Realized Losses on Mortgage Loan Group 1 will be allocated in reverse sequential order (i.e. F, E, D, C-1, B and then pro-rata to Classes A-1, A-2, and A-3). Realized Losses on
                    Mortgage Loan Group 2 will be allocated solely to Class C-2.

APPRAISAL
REDUCTIONS:         With respect to certain Mortgage Loans as to which an
                    appraisal is required (including any Mortgage Loan that becomes 60 days delinquent), an Appraisal Reduction Amount may be created, in the amount, if any, by which the Stated
                    Principal Balance of such Mortgage Loan, together with unadvanced interest, unreimbursed advances of certain other items, exceeds 90% of the appraised value of the related
                    Mortgaged Property. The Appraisal Reduction Amount will reduce proportionately the amount of any P&I Advance for such loan, which reduction may result in a shortfall of interest to the most subordinate class of Sequential Pay
                    Certificates outstanding. The Appraisal Reduction Amount will be reduced to zero as of the date the related Mortgage
                    Loan has been brought current for three months, paid in full, repurchased or otherwise liquidated, and any shortfalls borne by the subordinate classes may be made whole.

ADVANCING:          The Master Servicer will be obligated to make advances of
                    scheduled principal and interest payments (excluding balloon payments) and certain servicing expenses ("Advances"), to the extent that such Advances are deemed to be recoverable.
                    If the Master Servicer fails to make a required Advance, the Trustee will be obligated to make such advances.

DIRECTING CLASS:    The Directing Class will generally be the most
                    subordinate class with a Certificate Balance outstanding that is at least 25% of the initial Certificate Balance of such Class. Holders of at least 2/3 of the Directing Class will, subject to certain limitations, direct the Special
                    Servicer on how to resolve delinquent or defaulted loans.

SPECIAL SERVICER    See "The Pooling Agreement - Realization upon Mortgage
FLEXIBILITY:        Loans; Modifications" in the Prospectus Supplement.

MINIMUM DENOMINATIONS:


                                                MINIMUM                 INCREMENTS
              CLASSES                        DENOMINATION               THEREAFTER                  DELIVERY
---------------------------------------- ------------------------- ------------------------- --------------------------
---------------------------------------- ------------------------- ------------------------- --------------------------
  A-1, A-2, A-3, B, C, D, E and F               $10,000                     $1                        DTC
---------------------------------------- ------------------------- ------------------------- --------------------------
---------------------------------------- ------------------------- ------------------------- --------------------------
                X-1                            $250,000                     $1                        DTC



DETAILED MONTHLY INVESTOR REPORTING:

     Updated collateral summary information will be a part of the monthly remittance report in addition to detailed P&I payment and delinquency information. Quarterly NOI and Occupancy data, to the extent delivered by the borrowers, will be available to Certificateholders through the Trustee. The following is a list of all the reports that will be available to Certificateholders:



                     NAME OF REPORT                            DESCRIPTION (INFORMATION PROVIDED)

                1    REMITTANCE REPORT                         PRINCIPAL AND INTEREST DISTRIBUTIONS, PRINCIPAL BALANCES
           -------- ------------------------------------------ ----------------------------------------------------------------
                2    MORTGAGE LOAN STATUS REPORT               PORTFOLIO STRATIFICATIONS
           -------- ------------------------------------------ ----------------------------------------------------------------
                3    COMPARATIVE FINANCIAL STATUS REPORT       REVENUE, NOI, DSCR TO THE EXTENT AVAILABLE
           -------- ------------------------------------------ ----------------------------------------------------------------
                4    DELINQUENT LOAN STATUS REPORT             LISTING OF DELINQUENT MORTGAGE LOANS
           -------- ------------------------------------------ ----------------------------------------------------------------
                5    HISTORICAL LOAN MODIFICATION REPORT       INFORMATION ON MODIFIED MORTGAGE LOANS
           -------- ------------------------------------------ ----------------------------------------------------------------
                6    HISTORICAL LOSS ESTIMATE REPORT           LIQUIDATION PROCEEDS, EXPENSES, AND REALIZED LOSSES
           -------- ------------------------------------------ ----------------------------------------------------------------
                7    REO STATUS REPORT                         NOI AND VALUE OF REO
           -------- ------------------------------------------ ----------------------------------------------------------------
                8    WATCH LIST                                LISTING OF LOANS IN JEOPARDY OF BECOMING SPECIALLY SERVICED
           -------- ------------------------------------------ ----------------------------------------------------------------


LARGE LOAN 1997-LL I The Mortgage Loans:

MORTGAGE LOANS:     The collateral consists of an approximately $1.43 billion
                    pool of 8 mortgage loans secured by first liens on 99 commercial and multifamily properties in 22 different states. As of the Cut-off Date, the Mortgage Loans have a WAC of 7.575%, a WAM of 103 months, a DSCR of 1.89x and an LTV of 59.3%.

                    SEE THE PROSPECTUS SUPPLEMENT OR COLLATERAL SUMMARY TABLES at the end of this memo for more Mortgage Loan details.

LOCKOUT AND
DEFEASANCE:         All the fixed rate loans are locked out until October 10,
                    1999 (subject to certain exceptions with respect to the Worldwide Plaza Loan) and allow for defeasance prior to the Anticipated Repayment Date.

                          LOCKOUT AND DEFEASANCE DATES



                                [GRAPHIC OMITTED]


ANTICIPATED
REPAYMENT DATE     On the Anticipated Repayment of every loan (other than the
& HYPER-           DDR/DRA), if the borrower does not repay the full amount of
AMORTIZATION &     the mortgage loan, the Mortgage Rate will step up to the
EXCESS INTEREST:   greater of i) the then related Treasury Note + 2% or ii) the
                   Mortgage Rate plus 2%. The additional interest above the Mortgage Rate will accrue at the revised rate until the loan is paid off in full. Additionally, any excess cash flow net of operating expenses will be applied to pay down principal on the Mortgage Loan. The then related Treasury Note is the Treasury Note closest to the maturity date of the loan.

                   Excess interest received with respect to each loan due to hyperamortization will be distributed in the following manner for each loan:


    ============================== ================================== =========================== =================================
          Mortgage Loan              Anticipated Repayment Date            Step Up Rate            Class Receiving Excess Interest
    ------------------------------ ---------------------------------- --------------------------- ---------------------------------
             DDR/DRA                            N/A                             N/A                            N/A
    ------------------------------ ---------------------------------- --------------------------- ---------------------------------
    ------------------------------ ---------------------------------- --------------------------- ---------------------------------
            Courtyard                      April 10, 2012                9.865% or UST+2%                   D,E and F
    ------------------------------ ---------------------------------- --------------------------- ---------------------------------
    ------------------------------ ---------------------------------- --------------------------- ---------------------------------
      Worldwide Plaza Fixed                July 10, 2004                 9.920% or UST+2%         A-2, A-3, B, C-1, D, E and F
    ------------------------------ ---------------------------------- --------------------------- ---------------------------------
    ------------------------------ ---------------------------------- --------------------------- ---------------------------------
     Worldwide Plaza Floating              July 10, 2004                 9.920% or UST+2%                      C-2
    ------------------------------ ---------------------------------- --------------------------- ---------------------------------
    ------------------------------ ---------------------------------- --------------------------- ---------------------------------
             Prentiss                    February 26, 2007               9.579% or UST+2%            A-3, B, C-1, D, E and F
    ------------------------------ ---------------------------------- --------------------------- ---------------------------------
    ------------------------------ ---------------------------------- --------------------------- ---------------------------------
              Arden                        June 10, 2004                 9.520% or UST+2%         A-2, A-3, B, C-1, D, E, and F
    ------------------------------ ---------------------------------- --------------------------- ---------------------------------
    ------------------------------ ---------------------------------- --------------------------- ---------------------------------
           Villa Marina                   October 10, 2006               9.225% or UST+2%            A-3, B, C-1, D, E and F
    ------------------------------ ---------------------------------- --------------------------- ---------------------------------
    ------------------------------ ---------------------------------- --------------------------- ---------------------------------
           Valley View                    October 10, 2006               9.890% or UST+2%            A-3, B, C-1, D, E and F
    ------------------------------ ---------------------------------- --------------------------- ---------------------------------
    ------------------------------ ---------------------------------- --------------------------- ---------------------------------
         Sun Communities                 September 10, 2007              9.010% or UST+2%                C-1, D, E and F
    ------------------------------ ---------------------------------- --------------------------- ---------------------------------




     For each loan, excess interest received will be distributed to the holders of the respective classes pro-rata based on their initial Certificate Principal Amounts.

WORLDWIDE PLAZA LOAN:     The Worldwide Plaza Loan is comprised of three
                          components:



                          ----------------------------- ------------------ ------------------
                                                                              ANTICIPATED
                                   COMPONENT                 COUPON         REPAYMENT DATE
                          ----------------------------- ------------------ ------------------
                          Fixed Component A             7.920%             July 10, 2004
                          ----------------------------- ------------------ ------------------
                          ----------------------------- ------------------ ------------------
                          LIBOR Component               LIBOR+0.55%        July 10, 2004
                          ----------------------------- ------------------ ------------------
                          ----------------------------- ------------------ ------------------
                          Fixed Component B             7.920%             July 10, 2004
                          ----------------------------- ------------------ ------------------


                    A portion of the Worldwide Plaza Loan can be prepaid with yield maintenance until the end of the lockout period, October 1, 1999 under the following conditions:

                 1) Release of Amenities Parcel. The Worldwide Plaza borrower may obtain the release of the Worldwide Plaza Amenities Parcel, upon the payment of a release price of $30,000,000.

                 2) Special Lease Payments. The Worldwide Plaza

                    Loan documents provide that certain special lease payments made to the Worldwide Plaza Borrower will be paid by the Worldwide Plaza Borrower and will be treated as prepayments on the Worldwide Plaza Loan. These payments include payments approved by the Master Servicer in connection with any modification, surrender or termination of any lease for space which exceeds 20,000 square feet (net of costs or expenditures by the Worldwide Plaza Borrower to re-tenant the related space.)

                    Prior to the Anticipated Repayment Date, such payments will be applied to the LIBOR Component, until paid in full. Once the LIBOR Component is paid in full, the payment will be applied to Fixed Component A, then to Fixed Component B. After the Anticipated Repayment Date, such payment will be applied first to Fixed Component A, then to the LIBOR Component, then to the Fixed Component B.

                    In the event of such a payment, the yield maintenance payment will be allocated to Class A-1 and Class X-1 in the following manner:



       ---------------------------------------------------- ----------------------------------------------
                          CLASS A-1                                         CLASS X-1
       ---------------------------------------------------- ----------------------------------------------
             (Class A-1 Coupon - Treasury Rate) /            All excess yield maintenance penalties.
            (Worldwide Fixed Rate - Treasury Rate)
       ---------------------------------------------------- ----------------------------------------------


                    After the lockout end date such payments will be treated as a defeasance of the amount so paid and the Worldwide Plaza Borrower will be required to make a Worldwide Defeasance Deposit.

                    Losses on the Worldwide Plaza Loan are first allocated to Component B, then the LIBOR Component, then Component A.

LARGE LOAN 1997-LL I Collateral Summary:



       ------------------------------------------------------------- ------------------------------------------------------------
                            SPONSOR BREAKDOWN                                              LOAN BREAKDOWN
       ------------------------------------------------------------- ------------------------------------------------------------

                              Sun                                               Valley View        Sun Communities
          Macerich            3.2%                DDR/DRA                          3.6%                  3.2%
            7.6%                                   22.6%
                                                                                                                     DDR/DRA
Arden                                                                      Arden                                      22.6%
12.3%                                                                      12.3%

                                   [PIE CHART]                                                 [PIE CHART]
Prentiss                                                                   Prentiss
  12.6%                                                                      12.6%

                                                       Courtyard                                                     Courtyard
                         Blackstone                       22.5%                                Worldwide                22.5%
                            19.2%                                                                 19.2%
       ------------------------------------------------------------- ------------------------------------------------------------




------------------------------------------------------------- ------------------------------------------------------------
                  PROPERTY TYPE DISTRIBUTION                                       STATE DISTRIBUTION
------------------------------------------------------------- ------------------------------------------------------------

Urban Marketplace                   Mfg. Housing 3.2%                     15 Other                                       CA
      4.1%         Regional Mall 3.6%                 Power Center         States                                      23.8%
                                                                            23.1%
Industrial
   5.9%
                              [PIE CHART]                                                 [PIE CHART]
Suburban
 Office                                                                    MA
 19.0%                                                                    5.6%
                                                                              IL
                                                       Hotel                 5.8%    VA                                      NY
                         CBD Office                    22.5%                        6.2%       GA             TX            19.8%
                            19.2%                                                             7.2%           8.4%
--------------------------------------------------------------- ------------------------------------------------------------



--------------------------------------------------------------- ------------------------------------------------------------
                      DSCR DISTRIBUTION                                              LTV DISTRIBUTION
--------------------------------------------------------------- ------------------------------------------------------------
                      [GRAPHIC OMITTED]                                              [GRAPHIC OMITTED]

--------------------------------------------------------------- ------------------------------------------------------------

-------------------------------------------------






                               [GRAPHIC OMITTED]







                    % of Pool Balance by Cut-Off Date Balance

                                  DDR/DRA LOAN


                                Loan Information


Original Loan Balance:                     $322,500,000

Cut-Off Date Principal Balance:            $322,500,000

Mortgage Rate:                             7.378%

Final Maturity Date:                       June 10, 2002

Amortization:                              None

Call Protection:                           Lock Out End Date:  October 10, 1999
                                           Defeasance End Date:December 10, 2002

DSCR:(1)                                   1.97x

Cut-off Date LTV:                          61.2%

Up-Front Reserves:                         Tenants not yet in
                                           occupancy:  $425,495

Ongoing Reserves:                          Tax and Insurance Reserve: Must
                                           maintain minimum balance of
                                           $2,747,205.

Collateral:                                10 power centers in 9 states
                                           containing approximately 4,267,980
                                           square feet. The 5 largest tenants
                                           (based on annual base rental
                                           payments) are Wal-Mart, Barnes &
                                           Noble, General Cinema, Office
                                           Max and Builders Square.

------------------
(1)  Based upon Underwritten Net Cash Flow.

                                 COURTYARD LOAN

                                Loan Information


Original Principal Balance:                $325,000,000

Cut-Off Date Principal Balance:            $321,577,850

Mortgage Rate:                             7.865%

Anticipated Repayment Date:                April 10, 2012

Final Maturity Date:                       April 10, 2017

Amortization:                              20 years

Hyperamortization:                         After the anticipated repayment date,
                                           the interest rate increases to the
                                           greater of 9.865% and the U.S.
                                           Treasury most closely approximating
                                           the remaining term to maturity of the
                                           loan plus 2%. All excess cash flow is
                                           used to reduce the outstanding
                                           principal balance; the additional
                                           interest is added to the principal
                                           balance.

Call Protection:                           Lock Out End Date:   October 10, 1999
                                           Defeasance End Date: October 10, 2011

DSCR:(1)                                   2.08x

Cut-Off Date LTV:                          56.5%

Ongoing Reserves:                          FF&E Reserve: 5% of gross revenues.
                                           Balance of $10,493,235 as of July
                                           18, 1997.

Collateral:                                50 limited service hotels in 16
                                           states containing 7,223 rooms.  31
                                           of the hotels are situated on land
                                           that is owned by affiliates of
                                           Marriott Internatonal, Inc. The
                                           Ground Leases are fully subordinated
                                           to the Mortgages.



----------------
(1)  Based upon Underwritten Net Cash Flow.

                              WORLDWIDE PLAZA LOAN


                                Loan Information



Original Principal Balance:               $275,000,000
Cut-Off Date Principal Balance:

               Fixed A                    $118,576,031
              Floating                      50,000,000

               Fixed B                     105,000,000

         Total                            $273,576,031
Mortgage Rate:

               Fixed A                    7.920%
              Floating                    LIBOR + 0.55%

               Fixed B                    7.920%

Interest Rate Cap:                        LIBOR strike at 9.00%
Anticipated Repayment Date:               July 10, 2004
Final Maturity Date:                      July 10, 2017
Amortization:                             20 years applied  first to the Fixed
                                          A Component,  second to the Floating
                                          component and third to the Fixed B
                                          Component

Hyperamortization:                        After the Anticipated Repayment Date,
                                          the interest rate for all three
                                          Components is fixed and increases to
                                          the greater of 9.920% and the U.S.
                                          Treasury most closely approximating
                                          the remaining term to maturity of the
                                          loan plus 2%. All excess cash flow is
                                          used to reduce the outstanding
                                          principal balance; the additional
                                          interest is added to the principal
                                          balance.

Call Protection:                          The Floating Component is freely
                                          prepayable with all unscheduled
                                          principal payments applied to it
                                          first.  The Fixed Components are
                                          generally locket out from prepayment.



                                                   LOCK OUT END DATE                   DEFEASANCE END DATE
               Fixed A                             October 10, 1999                     November 26, 2006
              Floating                                    N/A                                  N/A
               Fixed B                             October 10, 1999                     November 26, 2006

DSCR:(1)                                  1.45x

Cut-Off Date LTV:                         65.8%

Up- Front Reserves:(2)                    Tenant Rollover Reserve: $3,838,674

Ongoing                                   Reserves: Letter of credit for
                                          reduction of Floating Component:
                                          Initial balance of $2,000,000 to be
                                          increased by $2,000,000 annually on
                                          each August 1 starting in 1998 and
                                          ending in 2003 (final balance of
                                          $14,000,000 as of Anticipated
                                          Repayment Date).

                                          Tax and Insurance  Reserve:  1/12th
                                          of the aggregate insurance premiums
                                          and taxes payable in the succeeding
                                          twelve months funded monthly.

Collateral:                               Worldwide Plaza, a 47-story Manhattan
                                          office tower completed in 1989
                                          containing approximately 1,816,525
                                          square feet consisting of 1,568,434
                                          square feet office and 248,091 square
                                          feet retail.



--------------------
(1)  Based upon Underwritten Net Cash Flow.
(2)  Balance at September 16, 1997.

                                  PRENTISS LOAN



                                Loan Information



Original Principal Balance:                $180,100,000

Cut-Off Date Principal Balance:            $180,100,000

Mortgage Rate:                             7.579%

Anticipated Repayment Date:                February 26, 2007

Final Maturity Date:                       February 26, 2027

Amortization:                              None

Hyperamortization:                         After the anticipated repayment date,
                                           the interest rate increases to the
                                           greater of 9.579% and the U.S.
                                           Treasury most closely approximating
                                           the remaining term to maturity of the
                                           loan plus 2%. All excess cash flow is
                                           used to reduce the outstanding
                                           principal balance; the additional
                                           interest is added to the principal
                                           balance.

Call Protection:                           Lock Out End Date:   October 10, 1999
                                           Defeasance End Date: March 10, 2004

DSCR:(1)                                   1.91x

Cut-Off Date LTV:                          60.9%

Ongoing Reserves:                          Ground Lease Escrow Fund: One month
                                           ground rent funded monthly unless
                                           balance is greater than or equal to
                                           three months estimated ground rents.
                                           Tax and Insurance Reserve: 1/12 of
                                           the aggregate insurance premiums and
                                           taxes payable in the succeeding
                                           twelve months funded monthly.

Collateral:                                8 office and 4 industrial / warehouse
                                           properties in 7 states, consisting of
                                           45 individual buildings and
                                           containing approximately 5,752,101
                                           square feet (approximately 1,424,168
                                           square feet of office and 4,327,933
                                           square feet of industrial /
                                           warehouse).


-------------------
(1)  Based upon Underwritten Net Cash Flow.

                                   ARDEN LOAN


                                Loan Information


Original Principal Balance:                $175,000,000

Cut-Off Date Principal Balance:            $175,000,000

Mortgage Rate:                             7.520%

Anticipated Repayment Date:                June 10, 2004

Final Maturity Date:                       June, 10 2029

Amortization:                              None

Hyperamortization:                         After the anticipated repayment date,
                                           the interest rate increases to the
                                           greater of 9.520% and the U.S.
                                           Treasury most closely approximating
                                           the remaining term to maturity of the
                                           loan plus 2%. All excess cash flow is
                                           used to reduce the outstanding
                                           principal balance; the additional
                                           interest is added to the principal
                                           balance.

Call Protection:                           Lock Out End Date:   October 10, 1999
                                           Defeasance End Date: March 10, 2004

DSCR:(1)                                   2.02x

Cut-Off Date LTV:                          51.4%

Up- Front Reserves:(2)                     Tenant Rollover Reserve: $4,000,000

Ongoing Reserves:                          Tax and Insurance Reserve:  1/12 of
                                           the aggregate insurance premiums and
                                           taxes payable in the succeeding
                                           twelve months funded monthly.

Collateral:                                17 suburban office properties
                                           located in the Los Angeles and Orange
                                           County region of California,
                                           containing approximately 2,695,356
                                           square feet.

----------------
(1)  Based upon Underwritten Net Cash Flow.
(2)  Balance at origination of loan on June 11, 1997.

                                VILLA MARINA LOAN


                                Loan Information




Original Principal Balance:                $58,000,000

Cut-Off Date Principal Balance:            $58,000,000

Mortgage Rate:                             7.225%

Anticipated Repayment Date:                October 10, 2006

Final Maturity Date:                       October 10, 2031

Amortization:                              None

Hyperamortization:                         After the anticipated repayment date,
                                           the interest rate increases to the
                                           greater of 9.225% and the U.S.
                                           Treasury most closely approximating
                                           the remaining term to maturity of the
                                           loan plus 2%. All excess cash flow is
                                           used to reduce the outstanding
                                           principal balance; the additional
                                           interest is added to the principal
                                           balance.

Call Protection:                           Lock Out End Date:   October 10, 1999
                                           Defeasance End Date: October 10, 2006

DSCR:(1)                                   1.95x

Cut-Off Date LTV:                          57.4%

Ongoing Reserves:                          Payment Reserve: One month debt
                                           service payment.

Collateral:                                An urban marketplace located in
                                           Marina Del Rey, California consisting
                                           of approximately 448,579 square
                                           feet and 2,179 parking spaces.

-----------------
(1)  Based upon Underwritten Net Cash Flow.

                                VALLEY VIEW LOAN


                                Loan Information




Original Principal Balance:                $51,000,000

Cut-Off Date Principal Balance:            $51,000,000

Mortgage Rate:                             7.890%

Anticipated Repayment Date:                October 10, 2006

Final Maturity Date:                       October 10, 2031

Amortization:                              None

Hyperamortization:                         After the anticipated repayment date,
                                           the interest rate increases to the
                                           greater of 9.890% and the U.S.
                                           Treasury most closely approximating
                                           the remaining term to maturity of the
                                           loan plus 2%. All excess cash flow is
                                           used to reduce the outstanding
                                           principal balance; the additional
                                           interest is added to the principal
                                           balance.

Call Protection:                           Lock Out End Date:   October 10, 1999
                                           Defeasance End Date: October 10, 2006

DSCR:(1)                                   1.90x

Cut-Off Date LTV:                          53.3%

Ongoing Reserves:                          Payment Reserve: One month debt
                                           service payment.

Collateral:                                A two-level regional shopping center
                                           located in Dallas, Texas containing
                                           over 1.7 million square feet of
                                           retail and related space of which
                                           approximately 838,000 square feet is
                                           occupied by owner occupied anchors,
                                           approximately 220,000 square feet is
                                           occupied by J.C. Penney and
                                           approximately 466,000 square feet is
                                           non-anchor mall tenant GLA.

-----------------
(1)  Based upon Underwritten Net Cash Flow.

                              SUN COMMUNITIES LOAN



                                Loan Information



Original Principal Balance:                $45,000,000

Cut-Off Date Principal Balance:            $44,963,187

Mortgage Rate:                             7.010%

Anticipated Repayment Date:                September 10, 2007

Final Maturity Date:                       September 10, 2027

Amortization:                              30 years

Hyperamortization:                         After the anticipated repayment date,
                                           the interest rate increases to the
                                           greater of 9.010% and the U.S.
                                           Treasury most closely approximating
                                           the remaining term to maturity of the
                                           loan plus 2%. All excess cash flow is
                                           used to reduce the outstanding
                                           principal balance; the additional
                                           interest is added to the principal
                                           balance.

Call Protection:                           Lock Out End Date:   October 10, 1999
                                           Defeasance End Date: March 10, 2007

DSCR:(1)                                   1.92x

Cut-Off Date LTV:                          60.3%

Ongoing Reserves:                          Tax and Insurance Reserve: 1/12 of
                                           the aggregate insurance premiums and
                                           taxes payable in the succeeding
                                           twelve months funded monthly.

Collateral:                                Seven manufactured housing
                                           communities containing 3,375 sites
                                           leased to home owners.


-----------------
(1)  Based upon Underwritten Net Cash Flow.

                 (This page has been left blank intentionally.)

                    STRUCTURED ASSET SECURITIES CORPORATION
                 MORTGAGE-BACKED SECURITIES, ISSUABLE IN SERIES

This Prospectus relates to Collateralized Mortgage Obligations (the "Bonds") and Mortgage-Backed Certificates (the "Certificates," together with the Bonds, the "Securities") which may be issued from time to time in one or more series ("Series") under this Prospectus and the related Prospectus Supplement ("Prospectus Supplement"). As specified in the related Prospectus Supplement, the Securities of each Series will be either Bonds issued pursuant to an Indenture and representing indebtedness of Structured Asset Securities Corporation (the "Company") or an owner trust (the "Owner Trust") established by it, or Certificates which will evidence a beneficial ownership interest in assets deposited into a trust (a "Trust Fund") by the Company as depositor pursuant to a Trust Agreement, as described herein. The issuer (the "Issuer") with respect to a Series of Bonds will be the Company or the Owner Trust established to issue such Bonds, and, with respect to a Series of Certificates, will be the Trust Fund established in respect of such Certificates. Capitalized terms not otherwise defined herein or the related Prospectus Supplement have the meanings specified in the Glossary attached hereto.

    The Securities will be sold from time to time under this Prospectus on terms determined for each Series at the time of the sale and as described in the related Prospectus Supplement. Each Series will consist of one or more Classes, one or more of which may be Compound Interest Securities, Variable Interest Securities, Individual Investor Securities, Planned Amortization Class ("PAC") Securities, Zero Coupon Securities, Principal Only Securities, Interest Only Securities, Participating Securities or another particular Class of Securities, if any, included in such Series of Securities. Zero Coupon Securities and Principal Only Securities will not accrue and will not be entitled to receive any interest. Payments or distributions of interest on each Class of Securities, other than Zero Coupon Securities, Principal Only Securities and Compound Interest Securities will be made on each Payment Date or Distribution Date as specified in the related Prospectus Supplement. Interest will not be paid or distributed on Compound Interest Securities on a current basis until all Securities of the related Series having a Stated Maturity or Final Scheduled Distribution Date prior to the Stated Maturity or Final Scheduled Distribution Date of such Class of Compound Interest Securities have been paid in full or until such other date or period as may be specified in the related Prospectus Supplement. Prior to such time, interest on such Class of Compound Interest Securities will accrue and the amount of interest so accrued will be added to the principal thereof on each Payment Date or Distribution Date. The amount of principal and interest available and payable on each Series on each Payment Date or Distribution Date will be applied to the Classes of such Series in the order and as otherwise specified in the related Prospectus Supplement. Principal payments or distributions on each Class of a Series will be made on either a pro rata or a random lot basis among Securities of such Class, as specified in the related Prospectus Supplement Any Series may include one or more Classes of "Subordinate Securities," which are subordinated in right and priority to the extent described in the related Prospectus Supplement to payment of principal and interest, and may be allocated losses and shortfalls prior to the allocation thereof to all other Classes of Securities of such Series (the "Senior Securities"). Securities of a Series will be subject to redemption or repurchase only under the circumstances and according to the priorities described herein and in the related Prospectus Supplement.

    Each Series will be secured by or offer a beneficial interest in one or more types of mortgage assets ("Mortgage Assets") and other assets, including any reserve funds established with respect to such Series, insurance policies or other enhancement described in the related Prospectus Supplement. The Mortgage Assets may consist of a pool of multifamily or commercial mortgage loans or participation interests therein (collectively, "Mortgage Loans") and may include FHA Loans. Mortgage Assets may also consist of mortgage participations or pass-through certificates or collateralized mortgage obligations ("Private Mortgage-Backed Securities") issued with respect to or secured by a pool of Mortgage Loans. The Private Mortgage-Backed Securities and Mortgage Loans securing a Series will not be guaranteed or insured by any agency or instrumentality of the United States Government unless otherwise stated in the related Prospectus Supplement. Some Mortgage Loans comprising or underlying the Mortgage Assets may be delinquent or non-performing as specified in the related Prospectus Supplement. The Mortgage Assets securing a Series or comprising the Trust Fund may consist of a single Mortgage Loan or obligations of a single obligor or related obligors as specified in the related Prospectus Supplement. The Mortgage Loans underlying or comprising the Mortgage Assets may be originated by or acquired from an affiliate of the Issuer and an affiliate of the Issuer may be an obligor with respect to any such Mortgage Loans. See "SECURITY FOR THE BONDS OR CERTIFICATES."

    Bonds of a Series constitute non-recourse obligations of the Issuer, and Certificates of a Series evidence an interest in the related Trust Fund only. Neither the Bonds or Certificates of a Series are insured or guaranteed by any governmental agency or instrumentality, by any person or entity affiliated with the Company or Issuer, or, unless otherwise specified in the related Prospectus Supplement, by any other person or entity. The Issuer has no significant assets other than the Mortgage Assets and certain other assets pledged to secure the Bonds or in which the Certificates represent a beneficial interest. See "RISK FACTORS."

    An election may be made, with respect to any Series of Securities, to treat all or a specified portion of the assets securing such Series or comprising the Trust Fund as a "real estate mortgage investment conduit" (a "REMIC"), or an election may be made to treat the arrangement by which a Series of Securities is issued as a REMIC. If such an election is made, each Class of Securities of a Series will be either Regular Interest or Residual Interest, as specified in the related Prospectus Supplement. See "FEDERAL INCOME TAX CONSIDERATIONS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The Securities offered by this Prospectus and by the related Prospectus Supplement are offered by Lehman Brothers and the other underwriters, if any, subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by Lehman Brothers and the other underwriters, if any, and certain further conditions. Retain this Prospectus for future reference. This Prospectus may not be used to consummate sales of the securities offered hereby unless accompanied by a Prospectus Supplement.

                                LEHMAN BROTHERS

SEPTEMBER 23, 1997

                               TABLE OF CONTENTS

                                                                                                                  PAGE
                                                                                                            -----------
PROSPECTUS SUPPLEMENT.....................................................................................           5
ADDITIONAL INFORMATION....................................................................................           5
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................................................           6
SUMMARY OF TERMS..........................................................................................           7
RISK FACTORS..............................................................................................          25
DESCRIPTION OF THE SECURITIES.............................................................................          31
    General...............................................................................................          31
    The Bonds--General....................................................................................          31
    The Certificates--General.............................................................................          32
    Book-Entry Registration...............................................................................          34
    Valuation of Mortgage Assets..........................................................................          35
    Payments or Distributions of Interest.................................................................          36
    Payments or Distributions of Principal................................................................          37
    Special Redemption....................................................................................          38
    Optional Redemption...................................................................................          39
    Mandatory Redemption..................................................................................          39
    Optional Termination..................................................................................          39
    Optional Repurchase of Certificates...................................................................          40
    Other Repurchases.....................................................................................          40
YIELD AND PREPAYMENT CONSIDERATIONS.......................................................................          40
    Timing of Payment or Distribution of Interest and Principal...........................................          40
    Principal Prepayments.................................................................................          40
    Prepayments and Weighted Average Life.................................................................          41
    Other Factors Affecting Weighted Average Life.........................................................          42
SECURITY FOR THE BONDS AND CERTIFICATES...................................................................          43
    General...............................................................................................          43
    Mortgage Loans........................................................................................          44
    Private Mortgage-Backed Securities....................................................................          48
    Substitution of Mortgage Assets.......................................................................          50
    Collection Account....................................................................................          50
    Other Funds or Accounts...............................................................................          51
    Investment of Funds...................................................................................          51
    Guaranteed Investment Contract........................................................................          51
    Enhancement...........................................................................................          51
SERVICING OF MORTGAGE LOANS...............................................................................          52
    General...............................................................................................          52
    Collection Procedures.................................................................................          52
    Payments on Mortgage Loans; Deposits to Custodial Accounts............................................          53
    Advances..............................................................................................          54
    Maintenance of Insurance Policies and Other Servicing Procedures......................................          54
    Enforcement of Due-On-Sale Clauses....................................................................          55
    Modification; Waivers.................................................................................          55
    Servicing Compensation and Payment of Expenses........................................................          55
    Evidence as to Compliance.............................................................................          56
    Certain Matters Regarding the Master Servicer and Special Servicer....................................          56
ENHANCEMENT...............................................................................................          56
    General...............................................................................................          56

                                                                                                                  PAGE
                                                                                                            -----------
    Subordinate Securities................................................................................          57
    Cross-Support Features................................................................................          58
    Insurance on the Mortgage Loans.......................................................................          58
    Letter of Credit......................................................................................          58
    Bond Guarantee Insurance..............................................................................          58
    Reserve Funds.........................................................................................          59
DESCRIPTION OF INSURANCE ON THE MORTGAGE LOANS............................................................          59
    Mortgage Insurance on the Mortgage Loans..............................................................          59
    Hazard Insurance on the Mortgage Loans................................................................          60
CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS...................................................................          60
    Mortgages.............................................................................................          61
    Interest in Real Property.............................................................................          61
    Junior Mortgages; Rights of Senior Mortgages or Beneficiaries.........................................          61
    Foreclosure of Mortgage...............................................................................          63
    Leasehold Risks.......................................................................................          65
    Rights of Redemption..................................................................................          65
    Environmental Matters.................................................................................          66
    Certain Laws and Regulations..........................................................................          68
    Leases and Rents......................................................................................          68
    Personality...........................................................................................          68
    Anti-Deficiency Legislation and Other Limitations on Lenders..........................................          69
    Federal Bankruptcy and other Loans affecting Creditors' Rights........................................          69
    Due on Sale Clauses in Mortgage Loans.................................................................          71
    Enforceability of Prepayment and Late Payment Fees....................................................          71
    Equitable Limitations on Remedies.....................................................................          72
    Applicability of Usury Laws...........................................................................          72
    Alternative Mortgage Instruments......................................................................          72
    Secondary Financing; Due-on-Encumbrance Provisions....................................................          73
    Americans with Disabilities Act.......................................................................          73
    Soldiers' and Sailors' Civil Relief Act of 1940.......................................................          74
    Forfeitures in Drug and RICO Proceedings..............................................................          74
THE INDENTURE.............................................................................................          74
    Certain Covenants.....................................................................................          74
    Modification of Indenture.............................................................................          75
    Events of Default.....................................................................................          76
    Authentication and Delivery of Bonds..................................................................          78
    Satisfaction and Discharge of the Indenture...........................................................          78
    Issuer's Annual Compliance Statement..................................................................          78
    List of Bondholders...................................................................................          78
    Meetings of Bondholders...............................................................................          78
    Fiscal Year...........................................................................................          79
    Trustee's Annual Report...............................................................................          79
    The Trustee...........................................................................................          79
THE TRUST AGREEMENT.......................................................................................          79
    Assignment of Mortgage Assets.........................................................................          79
    Repurchase of Non-Conforming Loans....................................................................          80
    Reports to Certificateholders.........................................................................          81
    Event of Default......................................................................................          82
    Rights Upon Event of Default..........................................................................          82
    The Trustee...........................................................................................          83

                                                                                                                  PAGE
                                                                                                            -----------
    Resignation of Trustee................................................................................          84
    Amendment of Trust Agreement..........................................................................          84
    Voting Rights.........................................................................................          85
    List of Certificateholders............................................................................          85
    REMIC Administrator...................................................................................          85
    Termination...........................................................................................          85
THE ISSUER................................................................................................          86
    The Company...........................................................................................          86
    Owner Trust...........................................................................................          86
    Administrator.........................................................................................          86
USE OF PROCEEDS...........................................................................................          87
LIMITATIONS ON ISSUANCE OF BEARER SECURITIES..............................................................          87
FEDERAL INCOME TAX CONSIDERATIONS.........................................................................          88
    General...............................................................................................          88
    Characterization of Securities........................................................................          88
    Taxation of Regular Interest Securities...............................................................          89
    Sale or Exchange of Regular Interest Securities.......................................................          94
    REMIC Expenses........................................................................................          95
    Taxation of the REMIC.................................................................................          95
    Taxation of Holders of Residual Interest Securities...................................................          96
    Excess Inclusion Income...............................................................................          98
    Restrictions on Ownership and Transfer of Residual Interest Securities................................          98
    Administrative Matters................................................................................          99
    Tax Status as a Grantor Trust.........................................................................          99
    Miscellaneous Tax Aspects.............................................................................         103
    Tax Treatment of Foreign Investors....................................................................         103
STATE AND LOCAL TAX CONSIDERATIONS........................................................................         104
ERISA CONSIDERATIONS......................................................................................         104
LEGAL INVESTMENT..........................................................................................         107
PLAN OF DISTRIBUTION......................................................................................         109
LEGAL MATTERS.............................................................................................         110
GLOSSARY..................................................................................................         111

                             PROSPECTUS SUPPLEMENT

    The Prospectus Supplement relating to a Series to be offered thereby and hereby will, among other things, set forth with respect to such Series: (a) whether such Securities are Bonds or Certificates, (b) the initial aggregate principal amount, the Bond Interest Rate or Certificate Interest Rate (or method for determining it) and authorized denominations of each Class of such Series;
(c) certain information concerning the Primary Assets securing such Series or assets comprising the Trust Fund, including the principal amount, type and characteristics of the Primary Assets securing such Bonds or assets comprising the Trust Fund on the date of issue, and, if applicable, the amount of any Reserve Funds for such Series; (d) in the case of Mortgage Assets consisting in whole or in part of Private Mortgage-Backed Securities, information concerning the issuer thereof or sponsor thereof, the PMBS Trustee, the Master Servicer, if any, and the Underlying Collateral; (d) the circumstances, if any, under which the Securities of such Series are subject to redemption prior to maturity or repurchase prior to the Final Scheduled Distribution Date; (e) the Stated Maturity of each Class of Bonds or Final Scheduled Distribution Date of the Certificates; (f) the method used to calculate the aggregate amount of principal available and required to be applied to the Securities of such Series on each Payment Date or Distribution Date, as applicable, the timing of the application of principal and the order of priority of the application of such principal to the respective classes and the allocation of the principal to be so applied; (g) the extent of subordination of any Subordinate Securities; (h) the identity of each Class of Compound Interest Securities, Variable Interest Securities, Planned Amortization Class Securities, Subordinate Securities, Individual Investor Securities, Zero Coupon Securities, Principal Only Securities, Interest Only Securities and Participating Securities included in such Series, if any, or such other type of Clss of Securities; (i) the principal amount of each Class of such Series that would be outstanding on specified Payment Dates or Distribution Dates, if the Mortgage Loans underlying or comprising the Mortgage Assets pledged as security for such Series or comprising the Trust Fund were prepaid at various assumed rates; (j) the Payment Dates or Distribution Dates, as applicable for the respective Classes; (k) the Assumed Reinvestment Rate, if any, and (if applicable) the percentage of Excess Cash Flow to be applied to payments of principal of the Series; (l) relevant financial information with respect to the Mortgagor(s) and the Mortgaged Property underlying the Mortgage Assets, if applicable; (m) information with respect to any required Insurance Policies relating to any Mortgage Loans comprising Mortgage Assets or Underlying Collateral; (n) additional information with respect to any Enhancement, Guaranteed Investment Contract or other agreement relating to the Series; (o) the plan of distribution of such Series; and (p) whether the Securities are to be issuable in registered form or bearer form or both, and if bearer securities are issued, whether bearer securities may be exchanged for registered securities and the circumstances and places for such exchange, if permitted.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1933, as amended, with respect to the Securities. This Prospectus, which forms a part of the Registration Statement, omits certain information contained in such Registration Statement pursuant to the Rules and Regulations of the Commission. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain of its Regional Offices located as follows: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, 75 Park Place, 14th Floor, New York, New York 10007. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Issuer and Company do not intend to send any financial reports to holders of Securities.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the office of the Secretary, Structured Asset Securities Corporation, 200 Vesey Street, New York, New York 10285, telephone number (212) 526-5594.

                                SUMMARY OF TERMS

    The following is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus and in the Prospectus Supplement with respect to the Series offered thereby and to the Trust Indenture (the "Trust Indenture") or Trust Agreement (the "Trust Agreement"), as applicable and the supplemental or terms indenture or agreement with respect to such Series (the "Series Supplement") between the Company and Bankers Trust Company of California, N.A., a national banking association, or Marine Midland Bank, N.A., a national banking association (or another bank or trust company qualified under the TIA and named in the Prospectus Supplement for the related Series), as trustee (the "Trustee") or a Trust and the Trustee (collectively, the Trust Indenture and any Series Supplement relating to Bonds are sometimes referred to as the "Indenture," and the Trust Agreement and any Series Supplement relating to Certificates are sometimes referred to as the "Trust Agreement").

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SECURITIES OFFERED
  A. THE BONDS...............  Collateralized Mortgage Obligations (the "Bonds"). The Bonds
                               may be issued from time to time in separately secured Series pursuant to the Indenture and a related Series Supplement.
                                 Each Series will consist of one or more Classes, one or
                                 more of which may be Classes of Compound Interest
                                 Securities, Planned Amortization Class ("PAC") Securities,
                                 Variable Interest Securities, Zero Coupon Securities,
                                 Principal Only Securities, Interest Only Securities,
                                 Participating Securities, Senior Securities or Subordinate
                                 Securities. Each Class may differ in, among other things,
                                 the amounts allocated to and the priority of principal and interest payments, maturity date, Payment Dates and Bond
                                 Interest Rate. Additionally, one or more Classes may
                                 consist of Subordinate Securities which are subordinated
                                 to other Classes of Bonds with respect to the right to
                                 receive payments of principal, interest, or both, and may
                                 be allocated losses and shortfalls prior to the allocation thereof to other Classes of Bonds under the circumstances
                                 and in such amounts as described herein and in the related
                                 Prospectus Supplement. Unless otherwise specified in the
                                 related Prospectus Supplement, the Bonds of each Class
                                 will be issued in fully registered form in the minimum
                                 denominations specified in the related Prospectus Sup-
                                 plement. If so specified in the related Prospectus
                                 Supplement, the Bonds or certain Classes of such Bonds
                                 offered thereby may be available in book-entry form only.
                                 The Bonds may be issued in registered form or bearer form
                                 with coupons attached. Bonds in bearer form will be
                                 offered only outside the United States to non- United
                                 States persons and to offices located outside the United
                                 States of certain United States financial institutions.
                                 See "DESCRIPTION OF THE SECURITIES--The Bonds--General"
                                 and "ENHANCEMENT--Subordinated Securities."

  B. THE CERTIFICATES........  Mortgage-Backed Certificates (the "Certificates"). The
                               Certificates are issuable from time to time in separate
                                 Series pursuant to separate Trust Agreements and a related
                                 Series Supplement. Each Certificate of a Series will
                                 evidence a beneficial ownership interest in the Trust Fund for such Series. Each Series of Certificates will consist
                                 of one or more Classes of Certificates, one or more of
                                 which may be Classes of Compound Interest Securities, PAC
                                 Securities, Variable Interest Securities, Zero Coupon
                                 Securities, Principal Only
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                                       7
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                                 Securities, Interest Only Securities, Participating
                                 Securities, Subordinate Securities or Senior Securities.
                                 If a Series consists of multiple Classes, the respective
                                 Classes may differ with respect to the amount, percentage
                                 and timing of distributions or principal, interest or
                                 both. Additionally, one or more Classes may consist of
                                 Subordinate Securities which are subordinated to other
                                 Classes of Certificates with respect to the right to
                                 receive distributions of principal, interest, or both
                                 under the circumstances and in such amounts as described
                                 herein and in the related Prospectus Supplement. The
                                 Certificates will be issuable in fully registered form in
                                 the authorized minimum denominations and multiples thereof specified in the related Prospectus Supplement. If so
                                 specified in the related Prospectus Supplement, the
                                 Certificates or certain Classes of such Certificates
                                 offered thereby may be available in book-entry form only.

ISSUER.......................  The Issuer with respect to a Series of Bonds will be
                               Structured Asset Securities Corporation (the "Company") or
                                 an owner trust established by it ("Owner Trust") for the
                                 purpose of issuing one or more Series of Bonds. Each such
                                 Owner Trust will be created by an agreement (the "Deposit
                                 Trust Agreement") between the Company, acting as
                                 depositor, and a bank, trust company or other fiduciary,
                                 acting as owner trustee (the "Owner Trustee"). The Bonds
                                 will be non-recourse obligations of the Issuer. The Series
                                 Supplement for a particular Series of Bonds may permit the assets pledged to secure the related Bonds to be
                                 transferred by the Issuer to a trust or other limited
                                 purpose affiliate of the Company, subject to the
                                 obligations of the Bonds of such Series, thereby relieving the Issuer of its obligations with respect to such Bonds.

                               The Issuer with respect to a Series of Certificates will be a trust fund (the "Trust Fund") established by the Company for the purpose of issuing one or more Series of
                                 Certificates. Such Trust Fund will be created by an
                                 agreement (the "Trust Agreement") between the Company,
                                 acting as depositor, and a bank, trust company or other
                                 fiduciary, acting as trustee (the "Trustee").

                               The Issuer will not have, nor be expected in the future to have, any significant assets available for payments on a
                                 Series of Bonds or distributions on a Series of
                                 Certificates, other than the assets pledged as security
                                 for a specific Series of Bonds issued by it, or assets
                                 deposited into a Trust Fund, the Certificates issued by
                                 such Trust Fund as Issuer representing a beneficial
                                 ownership interest in such assets. Unless otherwise
                                 specified in the related Prospectus Supplement, (i) each
                                 Series of Bonds will be separately secured and no Series
                                 of Bonds will have any claim against or security interest
                                 in the assets pledged to secure any other Series, and (ii)
                                 no Series of Certificates will have a beneficial ownership interest in any other Series.

                               The Company, a Delaware corporation, is a limited-purpose
                                 finance subsidiary organized for the purpose of issuing
                                 one or more Series and other similar obligations directly
                                 or through one or more
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                                       8
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                                 Trust Funds established by it. Although all of the
                                 outstanding capital stock of the Company is owned by
                                 Lehman Commercial Paper Inc. ("LCPI"), a wholly owned
                                 subsidiary of Lehman Brothers Inc. ("Lehman Brothers"),
                                 neither LCPI nor Lehman Brothers nor any of their
                                 affiliates has guaranteed or is otherwise obligated with
                                 respect to any Series, except with respect to any
                                 representations and warranties given by any such affiliate as originator, seller or servicer of Mortgage Assets
                                 relating to a Series.

                               The Company's principal office is located at 200 Vesey
                                 Street, New York, New York 10285 and its telephone number
                                 is (212) 526-5594. See "RISK FACTORS" and "THE ISSUER."

INTEREST PAYMENTS ON
  THE BONDS..................  Each Class of a Series of Bonds (other than a Class of Zero
                               Coupon Securities or Principal Only Securities) will accrue interest at the rate set forth in (or, in the case of
                                 Variable Interest Securities, as determined by the method
                                 described in) the related Prospectus Supplement (the "Bond
                                 Interest Rate"). Interest on all Bonds which bear
                                 interest, other than Compound Interest Securities, will be due and payable on the Payment Dates specified in the
                                 related Prospectus Supplement. However, failure to pay
                                 interest on a current basis may not necessarily be an
                                 Event of Default with respect to a particular Series of
                                 Bonds. Payments of interest on a Class of Variable
                                 Interest Securities will be made on the dates set forth in the related Prospectus Supplement (the "Variable Interest
                                 Payment Dates"). Interest on any Class of Compound
                                 Interest Securities will not be paid currently, but will
                                 accrue and the amount of interest so accrued will be added to the principal thereof on each Payment Date through the
                                 Accrual Termination Date specified in the related
                                 Prospectus Supplement. Following the applicable Accrual
                                 Termination Date, interest payments on such Bonds will be
                                 made on the Compound Value thereof. Interest Only Bonds
                                 may be assigned a "Notional Amount" which is used solely
                                 for convenience in expressing the calculation of interest
                                 and for certain other purposes. Unless otherwise specified in the related Prospectus Supplement, the Notional Amount
                                 will be determined at the time of issuance of such Bonds
                                 based on the principal balances or Bond Value of the
                                 Mortgage Loans attributable to the Bonds of a Series
                                 entitled to receive principal, and will be adjusted
                                 monthly over the life of the Bonds based upon adjustments
                                 to the Bond Value of such Mortgage Loans. Reference to the
                                 Notional Amount is solely for convenience in certain
                                 calculations and does not represent the right to receive
                                 any distributions allocable to principal. Zero Coupon
                                 Securities and Principal Only Securities will not accrue,
                                 and will not be entitled to reeive, any interest.

                               Each payment of interest on each Class of Bonds (or addition to principal of a Class of Compound Interest Securities)
                                 on a Payment Date will include all interest accrued during the Interest Accrual Period specified in the related
                                 Prospectus Supplement preceding such Payment Date. If the
                                 Interest Accrual Period for a Series ends on a date other
                                 than a Payment Date for such Series, the yield
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                                       9

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                                 realized by the Holders of such Bonds may be lower than
                                 the yield that would result if the Interest Accrual Period ended on such Payment Date. Additionally, if so specified
                                 in the related Prospectus Supplement, interest accrued for an Interest Accrual Period for one or more Classes may be
                                 calculated on the assumption that principal payments (and
                                 additions to principal of the Bonds), and allocations of
                                 losses on the Mortgage Assets (if so specified in the
                                 related Prospectus Supplement), are made on the first day
                                 of the preceding Interest Accrual Period and not on the
                                 Payment Date for such preceding Interest Accrual Period
                                 when actually made or added. Such method would produce a
                                 lower effective yield than if interest were calculated on
                                 the basis of the actual principal amount outstanding. See
                                 "YIELD AND PREPAYMENT CONSIDERATIONS."

                               With respect to any Class of Variable Interest Securities, the related Prospectus Supplement will set forth: (a) the
                                 initial Bond Interest Rate (or the manner of determining
                                 the initial Bond Interest Rate); (b) the formula, index or other method by which the Bond Interest Rate will be
                                 determined from time to time; (c) the periodic intervals
                                 at which such determination will be made; (d) the interest rate cap (the "Maximum Variable Interest Rate") or the
                                 interest rate floor (the "Minimum Variable Interest Rate")
                                 on the Bond Interest Rate, if any, for such Variable
                                 Interest Securities; and (e) the Variable Interest Period
                                 and any other terms relevant to such Class of Bonds. See
                                 "DESCRIPTION OF THE SECURITIES-- Payments and
                                 Distributions of Interest."

INTEREST DISTRIBUTIONS ON THE
  CERTIFICATES...............  Interest distributions on the Certificates of a Series
                               (other than Certificates that are Zero Coupon Securities or
                                 Principal Only Securities) will be made from amounts
                                 available therefor on each Distribution Date at the
                                 applicable rate specified in (or determined in the manner
                                 set forth in) the related Prospectus Supplement. The
                                 interest rate on Certificates of a Series may be variable
                                 or change with changes in the mortgage rates or annual
                                 percentage rates of the Mortgage Assets included in the
                                 related Trust Fund and/or as prepayments occur with
                                 respect to such Mortgage Assets. Zero Coupon Securities
                                 and Principal Only Securities may not be entitled to
                                 receive any interest distributions or may be entitled to
                                 receive only nominal interest distributions. Compound
                                 Interest Securities will not receive distributions of
                                 interest but accrued interest will be added to the
                                 principal balance thereof on each Distribution Date until
                                 the Accrual Termination Date. Following the Accrual
                                 Termination Date, interest distributions with respect to
                                 such Compound Interest Securities will be made on the
                                 basis of their Compound Value.

PRINCIPAL PAYMENTS ON THE
  BONDS......................  All payments of principal of a Series will be allocated among the Classes of such Series in the order and amounts, and will be applied either on a pro rata or a random lot
                                 basis among all Bonds of any such Class, as specified in
                                 the related Prospectus Supplement.
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                                       10

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                               Except with respect to Zero Coupon Securities, Compound
                                 Interest Securities and Interest Only Securities, unless
                                 specified otherwise in the related Prospectus Supplement,
                                 on each Payment Date principal payments will be made on
                                 the Bonds of each Series in an amount (the "Principal
                                 Payment Amount") as determined by a formula specified in
                                 the related Prospectus Supplement. Unless otherwise
                                 specified in the related Prospectus Supplement, if the
                                 Series of Bonds has a Class of Compound Interest
                                 Securities, additional principal payments on the Bonds
                                 will be made on each Payment Date in an amount equal to
                                 the interest accrued, but not then payable, on such Bonds
                                 for the related Interest Accrual Period. If the Series of
                                 Bonds has a Class of PAC Securities, such PAC Securities
                                 will have certain priorities of payment with respect to
                                 principal to the extent of certain targeted amounts with
                                 respect to each Payment Date, as set forth in the related
                                 Prospectus Supplement.

PRINCIPAL DISTRIBUTIONS ON
  THE CERTIFICATES...........  Principal distributions on the Certificates of a Series will be made from amounts available therefor on each Distribution
                                 Date, unless otherwise specified in the related Prospectus
                                 Supplement, in an aggregate amount determined as set forth in the related Prospectus Supplement and will be allocated among the respective Classes of a Series of Certificates
                                 at the times, in the manner and in the priority (which
                                 may, in certain cases, include allocation by random lot)
                                 set forth in the related Prospectus Supplement.

                               Except with respect to Zero Coupon Securities, Compound
                                 Interest Securities and Interest Only Securities, unless
                                 specified otherwise in the related Prospectus Supplement,
                                 on each Distribution Date principal payments will be made
                                 on the Certificates of each Series in the Principal
                                 Payment Amount as determined by a formula specified in the related Prospectus Supplement. Unless otherwise specified
                                 in the related Prospectus Supplement, if the Series of
                                 Certificates has a Class of Compound Interest Securities,
                                 additional principal payments on the Certificates will be
                                 made on each Distribution Date in an amount equal to the
                                 interest accrued, but not then payable, on such
                                 Certificates for the related Interest Accrual Period. If
                                 the Series of Certificates has a Class of PAC Securities,
                                 such PAC Securities will have certain priorities of
                                 distribution with respect to principal to the extent of
                                 certain targeted amounts with respect to each Distribution
                                 Date, as set forth in the related Prospectus Supplement.

ALLOCATION OF LOSSES.........  If so specified in the related Prospectus Supplement, on any
                               Payment Date or Distribution Date, as applicable, on which the principal balance of the Mortgage Assets is reduced
                                 due to losses on the Mortgage Assets, (i) the amount of
                                 such losses will be allocated first, to reduce the
                                 Aggregate Outstanding Principal of the Subordinate
                                 Securities or other subordination, if any, and, thereaf-
                                 ter, to reduce the Aggregate Outstanding Principal of the
                                 remaining Securities in the priority and manner specified
                                 in such Prospectus Supplement until the Aggregate
                                 Outstanding Principal of each
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                                       11

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                                 Class of Securities so specified has been reduced to zero
                                 or paid in full, thus reducing the amount of principal
                                 payable or distributable on each such Class of Securities
                                 or (ii) such losses may be allocated in any other manner
                                 set forth in the related Prospectus Supplement. Unless
                                 otherwise specified in the related Prospectus Supplement,
                                 such reductions of principal of a Class or Classes of
                                 Securities shall be allocated to the Holders of the
                                 Securities of such Class or Classes pro rata in the
                                 proportion which the outstanding principal of each Bond or
                                 Certificate of such Class or Classes bears to the
                                 Aggregate Outstanding Principal of all Securities of such
                                 Class. See "DESCRIPTION OF THE SECURITIES--Payments and
                                 Distributions of Principal."

STATED MATURITY OF THE
  BONDS......................  The "Stated Maturity" for each Class of a Series is the date specified in the related Prospectus Supplement no later than which all the Bonds of such Class will be fully paid,
                                 calculated on the basis of the assumptions set forth in
                                 the related Prospectus Supplement. However, the actual
                                 maturity of the Bonds is likely to occur earlier and may
                                 occur significantly earlier than their Stated Maturity.
                                 The rate of prepayments on the Mortgage Assets pledged as
                                 security for any Series will depend on a variety of
                                 factors, including the characteristics of the Mortgage
                                 Loans underlying or comprising the Mortgage Assets and the prevailing level of interest rates from time to time, as
                                 well as on a variety of economic, demographic, geographic, tax, legal and other factors. No assurance can be given as to the actual prepayment experi ence of such Mortgage
                                 Assets. See "YIELD AND PREPAYMENT CONSIDERATIONS."

FINAL SCHEDULED DISTRIBUTION
  DATE OF THE CERTIFICATES...  The Final Scheduled Distribution Date for each Class of
                               Certificates of a Series is the date after which no
                                 Certificates of such Class will remain outstanding,
                                 assuming timely payments or distributions are made on the
                                 Mortgage Assets in the related Trust Fund in accordance
                                 with their terms. The Final Scheduled Distribution Date of a Class may equal the maturity date of the Mortgage Asset
                                 in the related Trust Fund which has the latest stated
                                 maturity or will be determined as described herein and in
                                 the related Prospectus Supplement.

                               The actual maturity date of the Certificates of a Series
                                 will depend primarily upon the level of prepayments with
                                 respect to the Mortgage Loans comprising the Mortgage
                                 Assets in the related Trust Fund. The actual maturity of
                                 any Certificate is likely to occur earlier and may occur
                                 substantially earlier than its Final Scheduled Distri-
                                 bution Date as a result of the application of prepayments
                                 to the reduction of the principal balances of the
                                 Certificates. The rate of prepayments on the Mortgage
                                 Loans comprising Mortgage Assets in the Trust Fund for a
                                 Series will depend on a variety of factors, including
                                 certain characteristics of such Mortgage Loans and the
                                 prevailing level of interest rates from time to time, as
                                 well as on a variety of economic, demographic, tax, legal, social and other factors. No assurance can be given as to
                                 the actual prepayment experience with respect to a Series.
                                 See "RISK FACTORS" and
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                                       12
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                                 "DESCRIPTION OF THE SECURITIES--Weighted Average Life of
                                 the Securities" herein.

REDEMPTION OF BONDS..........  The Bonds will be redeemable only as follows:

                               A. SPECIAL REDEMPTION

                               If specified in the related Prospectus Supplement, Bonds of a Series will be subject to special redemption, in whole
                                 or in part, if, as a result of principal payments on the
                                 Mortgage Assets securing such Series or low reinvestment
                                 yields or both, the Trustee determines (based on
                                 assumptions, if any, specified in the Indenture and after
                                 giving effect to the amounts, if any, available to be
                                 withdrawn from any Reserve Fund for such Series) that the
                                 amount anticipated to be available in the Collection
                                 Account for such Series on the date specified in the
                                 related Prospectus Supplement will be insufficient to meet debt service requirements on any portion of the Bonds. Any such redemption would be limited to the aggregate amount
                                 of all scheduled principal payments and prepayments on the
                                 Mortgage Assets received since the last Payment Date or
                                 Special Redemption Date, whichever is later, and may
                                 shorten the maturity of any Bond so redeemed by no more
                                 than the period between the date of such special
                                 redemption and the next Payment Date. Unless otherwise
                                 specified in the related Prospectus Supplement, special
                                 redemptions of Bonds of a Series will be made in the same
                                 priority and manner as principal payments are made on a
                                 Payment Date. Bonds subject to special redemption shall be redeemed on the applicable Special Redemption Date at 100%
                                 of their unpaid principal amount plus accrued interest on
                                 such principal to the date specified in the related
                                 Prospectus Supplement. To the extent described in the
                                 related Prospectus Supplement, Bonds of a Series may be
                                 subject to special redemption in whole or in part
                                 following certain defaults under an Enhancement Agreement
                                 or other agreement, and in certain other events at the
                                 Redemption Price. See "DESCRIPTION OF THE
                                 SECURITIES--Special Redemption."

                               B. OPTIONAL REDEMPTION

                               To the extent specified in the related Prospectus
                                 Supplement, one or more Classes of any Series may be
                                 redeemed in whole, or in part, at, unless otherwise
                                 specified in the related Prospectus Supplement, the
                                 Issuer's option on any Payment Date on or after the date
                                 specified in the related Prospectus Supplement and at the
                                 Redemption Price. See "DESCRIPTION OF THE SECURITIES--
                                 Optional Redemption."

                               C. MANDATORY REDEMPTION

                               If specified in the related Prospectus Supplement for a
                                 Series, the Bonds of one or more Classes ("Individual
                                 Investor Bonds") may be subject to mandatory redemptions
                                 by lot or by such other method set forth in the Prospectus
                                 Supplement. The related Prospectus Supplement relating to
                                 a Series of Bonds with Individual Investor Securities will set forth Class priorities, if any, and conditions with
                                 respect to redemptions. Individual Investor Securities to
                                 be redeemed shall be selected by random lot in $1,000
                                 units, after
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                                       13
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                                 making all permitted redemptions requested by holders of
                                 Individual Investor Securities or by such other method set forth in the Prospectus Supplement. See "DESCRIPTION OF
                                 THE SECURITIES--Mandatory Redemption."

OPTIONAL TERMINATION OF TRUST
  FUND.......................  If so specified in the related Prospectus Supplement, the
                               Company, as depositor of the Primary Assets into the Trust
                                 Fund (acting in such capacity, and in such capacity in
                                 respect of an Owner Trust the "Depositor"), the Servicer,
                                 or such other entity that is specified in the related
                                 Prospectus Supplement, may, at its option, cause an early
                                 termination of the related Trust Fund by repurchasing all
                                 of the Primary Assets remaining in the Trust Fund on or
                                 after a specified date, or on or after such time as the
                                 aggregate principal balance of the Certificates of any
                                 Class of the Series is less than the amount or percentage
                                 specified in the related Prospectus Supple-ment. See
                                 "DESCRIPTION OF THE SECURITIES--Optional Termination."

REPURCHASES OF
  CERTIFICATES...............  If so specified in the related Prospectus Supplement, one or more classes of the Certificates of such Series may be
                                 repurchased, in whole or in part, at the option of the
                                 Depositor, at such times and under the circumstances
                                 specified in such Prospectus Supplement and at the
                                 repurchase price set forth therein. See "DESCRIPTION OF
                                 THE SECURITIES--Optional Repurchase of Certificates"
                                 herein.

                               If so specified in the related Prospectus Supplement, any
                                 Class of the Certificates may be subject to repurchase at
                                 the request of the holders of such Class or to mandatory
                                 repurchase by the Depositor (including by random lot). See
                                 "DESCRIPTION OF THE SECURITIES--Other Repurchases" herein.

SECURITY FOR THE BONDS,
  OR THE TRUST FUND FOR THE
  CERTIFICATES...............  Each Series of Bonds will be separately secured by Primary
                               Assets consisting of one or more of the assets described
                                 below, as specified in the Prospectus Supplement. The
                                 Trust Fund for a Series of Certificates will consist of
                                 one or more of the assets described below, as specified in the related Prospectus Supplement.

                               A. MORTGAGE ASSETS

                               The Primary Assets for a Series may consist of any
                                 combination of the following, to the extent and as
                                 specified in the related Prospectus Supplement:

                               (1) Mortgage Loans

                               Mortgage Assets for a Series may consist, in whole or in
                                 part, of Mortgage Loans, including participation interests therein owned by the Issuer. Some Mortgage Loans or
                                 Mortgage Loans underlying such participation interests may be delinquent or non-performing as specified in the
                                 related Prospectus Supplement. The Mortgage Assets may
                                 consist of a single Mortgage Loan or obligations of a
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                                       14
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                                 single obligor or related obligors as specified in the
                                 related Prospectus Supplement. Mortgage Loans comprising
                                 or underlying the Mortgage Assets may be originated by or
                                 acquired from an affiliate of the Issuer and an affiliate
                                 of the Issuer may be an obligor with respect to any such
                                 Mortgage Loan. Payments on such Mortgage Loans will be
                                 collected by the Trustee or by the Servicer or Master
                                 Servicer with respect to a Series and remitted to the
                                 Trustee as described in the related Prospectus Supplement
                                 and will be available in the priority described in the
                                 related Prospectus Supplement to make payments on the
                                 Bonds of that Series. To the extent specified in the
                                 related Prospectus Supplement, Mortgage Loans owned by the
                                 Issuer will be serviced by Servicers, and, if applicable,
                                 a Master Servicer, either of which may be affiliates or
                                 shareholders of the Issuer.

                               Mortgaged Properties securing Mortgage Loans may consist of multifamily residential rental property or cooperatively
                                 owned multifamily property consisting of five or more
                                 dwelling units, mixed multifamily/commercial property or
                                 commercial property. Mortgage Loans secured by Multifamily
                                 Property may consist of FHA Loans. Mortgage Loans may, as
                                 specified in the related Prospectus Supplement, have
                                 various payment characteristics and may consist of fixed
                                 rate loans or ARMs or Mortgage Loans having balloon or
                                 other irregular payment features. Unless otherwise
                                 specified in the related Prospectus Supplement, the
                                 Mortgage Loans will be secured by first mortgages or deeds of trust or other similar security instruments creating a
                                 first lien on Mortgaged Property. If so specified in the
                                 related Prospectus Supplement, Mortgage Loans relating to
                                 real estate projects under construction may be included in the Mortgage Assets for a Series. The related Prospectus
                                 Supplement will describe certain characteristics of the
                                 Mortgage Loans comprising the Mortgage Assets for a
                                 Series, including, without limitation, (a) the aggregate
                                 unpaid principal balance of the Mortgage Loans comprising
                                 the Mortgage Assets; (b) the weighted average Mortgage
                                 Rate on the Mortgage Loans, and, in the case of adjustable
                                 Mortgage Rates, the weighted average of the current
                                 adjustable Mortgage Rates, the minimum and maximum
                                 permitted adjustable Mortgage Rates, if any, and the
                                 weighted average thereof; (c) the average outstanding
                                 principal balance of the Mortgage Loans; (d) the weighted
                                 average remaining scheduled term to maturity of the
                                 Mortgage Loans and the range of remaining scheduled terms
                                 to maturity; (e) the range of Loan-to-Value Ratios of the
                                 Mortgage Loans; (f) the relative percentage (by principal
                                 balance as of the Cut-off Date) of Mortgage Loans that are
                                 ARMs, fixed interest rate, FHA Loans or other types of
                                 Mortgage Loans; (g) any enhancement relating to the
                                 Mortgage Assets; (h) the relative percentage (by principal balance as of the Cut-Off Date)of Mortgage Loans that are
                                 secured by Multifamily Property or Commercial Property;
                                 (i) the geographic dispersion of Mortgaged Properties
                                 securing the Mortgage Loans; and (j) the use or type of
                                 each Mortgaged Property securing a Mortgage Loan.
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                               If permitted by applicable law, the Mortgage Pool may also include Mortgaged Properties acquired by foreclosure or by deed-in-lieu of foreclosure ("REO Property"). To the
                                 extent specified in the related Prospectus Supplement, the
                                 Servicer or the Master Servicer or the Special Servicer,
                                 if any, may establish and maintain a trust account or
                                 accounts to be used in connection with REO Properties and
                                 other Mortgaged Properties being operated by it or on its
                                 behalf on behalf of the Trust Estate, by the mortgagor as
                                 debtor-in- possession or otherwise. See "SECURITY FOR THE
                                 BONDS AND CERTIFICATES--Mortgage Loans" and "--Maintenance
                                 of Insurance Policies and Other Servicing Procedures;
                                 Presentation of Claims; Realization Upon Defaulted
                                 Mortgage Loans."

                               (2) Private Mortgage-Backed Securities

                               Private Mortgage-Backed Securities may include (a) mortgage participations or pass-through certificates representing
                                 beneficial interests in certain Mortgage Loans, (b) debt
                                 obligations interest payments on which may be tax-exempt
                                 in whole or in part secured by mortgages or (c)
                                 participations or other interests in any of the foregoing.
                                 Although individual Mortgage Loans underlying a Private
                                 Mortgage-Backed Security may be insured or guaranteed by
                                 the United States or an agency or instrumentality thereof, they need not be, and the Private Mortgage-Backed
                                 Securities themselves will not be, so insured or
                                 guaranteed. Unless otherwise specified in the Prospectus
                                 Supplement relating to a Series, payments on the Private
                                 Mortgage-Backed Securities will be distributed directly to the Trustee (on behalf of the Trust Estate) as registered
                                 owner of such Private Mortgage-Backed Securities. Unless
                                 otherwise specified in the Prospectus Supplement relating
                                 to a Series, if payments with respect to interest on the
                                 underlying obligations are tax-exempt, such Prospectus
                                 Supplement will disclose the relevant federal income tax
                                 characteristics relating to the tax-exempt status of such
                                 obligations.

                               The related Prospectus Supplement for a Series will specify, to the extent applicable, (i) the aggregate approximate
                                 principal amount and type of any Private Mortgage-Backed
                                 Securities to be included in the Trust Estate or Trust
                                 Fund for such Series; (ii) certain characteristics of the
                                 Mortgage Loans, participations or other interests which
                                 comprise the underlying assets for the Private Mortgage-
                                 Backed Securities including (A) the payment features of
                                 such Mortgage Loans, participations or other interests
                                 (i.e., whether they are fixed interest rate or adjustable
                                 rate and whether they provide for fixed level payments,
                                 negative amortization, or other payment features), (B) the approximate aggregate principal amount, if known, of the
                                 underlying Mortgage Loans, participations or other
                                 interests which are insured or guaranteed by a
                                 governmental entity, (C) the servicing fee or range of
                                 servicing fees with respect to the Mortgage Loans, and (D)
                                 the stated maturities of the Mortgage Loans, partic-
                                 ipations or other interests at origination; (iii) the
                                 maximum original term-to-stated maturity of the Private
                                 Mortgage-Backed Securities; (iv) the weighted average
                                 term-to-stated maturity of the Private
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                                 Mortgage-Backed Securities; (v) the pass-through or bond
                                 rate or ranges thereof for the Private Mortgage-Backed
                                 Securities or formula therefor; (vi) the weighted average
                                 pass-through or certificate rate of the Private
                                 Mortgage-Backed Securities or formula therefor; (vii) the
                                 issuer of the Private Mortgage-Backed Securities (the
                                 "PMBS Issuer"), the Servicer or Master Servicer of the
                                 Private Mortgage-Backed Securities and the trustee of the
                                 Private Mortgage-Backed Securities (the "PMBS Trustee");
                                 (viii) certain characteristics of credit support, if any,
                                 such as reserve funds, insurance policies, letters of
                                 credit, guarantees or overcollateralization, relating to
                                 the Mortgage Loans underlying the Private Mortgage-Backed
                                 Securities, or to such Private Mortgage-Backed Securities
                                 themselves; (ix) the terms on which underlying Mortgage
                                 Lans, participations or other interests for such Private
                                 Mortgage-Backed Securities or the Private Mortgage-Backed
                                 Securities may, or are required to, be repurchased prior
                                 to maturity; and (x) the terms on which substitute
                                 Mortgage Loans, participations or other interests may be
                                 delivered to replace those initially deposited with the
                                 PMBS Trustee.

                               (3) Determination of Asset Value

                               If provided in the applicable Prospectus Supplement, each
                                 item of Mortgage Assets for a Series will be assigned an
                                 Asset Value. Unless otherwise specified in the related
                                 Prospectus Supplement, the aggregate of the Asset Values
                                 of the Primary Assets securing a Series of Bonds or
                                 comprising a Trust Fund will equal not less than the
                                 original Aggregate Outstanding Principal of such Series.
                                 The Asset Value of an item of Primary Assets securing any
                                 Series of Bonds or comprising a Trust Fund is intended to
                                 represent the principal amount of Securities of such
                                 Series that, based on certain assumptions stated in the
                                 related Series Supplement, can be supported by payments on such item of Primary Assets, irrespective of prepayments
                                 thereon, together with, depending on the type of Primary
                                 Assets and method used to determine its Asset Value,
                                 reinvestment earnings at the related Assumed Reinvestment
                                 Rate, if any, and amounts in any Reserve Fund established
                                 for that Series. In such a case, the related Prospectus
                                 Supplement will set forth the method or methods and
                                 related assumptions used to determine Asset Value, if such method is used, for the Primary Assets securing the
                                 related Series. See "DESCRIPTION OF THE SECU
                                 RITIES--Valuation of Mortgage Collateral."

                               B. COLLECTION ACCOUNT

                               Unless otherwise provided in the related Prospectus
                                 Supplement, all payments on the Primary Assets pledged as
                                 security for a Series or comprising the assets of a Trust
                                 Fund will be remitted to a Collection Account to be
                                 established with the Trustee, or if the Trustee is not
                                 also the Paying Agent, with the Paying Agent, for such
                                 Series. Unless otherwise provided in the related
                                 Prospectus Supplement, such payments, together with the
                                 Reinvestment Income thereon, if any, the amount of cash,
                                 if any, initially deposited in the Collection Account by
                                 the Issuer together with Reinvestment Income thereon,
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                                 if any, and any amounts withdrawn from any Reserve Fund
                                 established for such Series, will be available to make
                                 payments or distributions of principal of and interest on
                                 such Series on the next Payment Date or Distribution Date, as applicable. Any funds remaining in the Collection
                                 Account for a Series immediately following a Payment Date
                                 or Distribution Date, as applicable (unless required to be deposited into one or more Reserve Funds, as described
                                 below, or applied to pay certain expenses or other pay-
                                 ments provided for in the Indenture or Trust Agreement, as applicable) will be promptly paid as provided in the
                                 Indenture or Trust Agreement to the Issuer or, in certain
                                 circumstances, to owners of residual interests and, upon
                                 such payment, will be released from the lien of the
                                 Indenture or Trust Agreement, as applicable. See "SECURITY
                                 FOR THE BONDS AND CERTIFICATES--Collection Account."

                               C. GUARANTEED INVESTMENT CONTRACTS AND OTHER AGREEMENTS

                               The Issuer may obtain and deliver to the Trustee Guaranteed
                                 Investment Contracts pursuant to which moneys held in the
                                 funds and accounts established for such Series will be
                                 invested at a specified rate for the Series. The Issuer
                                 may also obtain and deliver to the Trustee certain other
                                 agreements such as interest rate swap agreements, interest rate cap or floor agreements or similar agreements issued
                                 by a bank, insurance company, savings bank, savings and
                                 loan association or other entity which reduce the effects
                                 of interest rate fluctuations on the Mortgage Assets or
                                 the Securities. The principal terms of any such Guaranteed
                                 Investment Contract or other agreement, including, without limitation, provisions relating to the timing, manner and
                                 amount of payments thereunder and provisions relating to
                                 the termination thereof, will be described in the Prospec-
                                 tus Supplement for the related Series. Additionally, the
                                 related Prospectus Supplement will provide certain
                                 information with respect to the issuer of such Guaranteed
                                 Investment Contract or other agreement.

ENHANCEMENT..................  Enhancement in the form of reserve funds, subordination, overcollateralization, insurance policies, letters of credit or other types of credit support may be provided with
                                 respect to the Mortgage Assets or with respect to one or
                                 more Classes of Securities of a Series. If the Mortgage
                                 Assets are divided into separate Mortgage Groups, each
                                 securing or supporting a separate Class or Classes of a
                                 Series, credit support may be provided by a cross-support
                                 feature which requires that distributions be made with
                                 respect to Securities secured by one Mortgage Group prior
                                 to distributions to Subordinate Securities secured by
                                 another Mortgage Group within the Trust Estate or Trust
                                 Fund.

                               The type, characteristics and amount of enhancement will be determined based on the characteristics of the Mortgage
                                 Loans underlying or comprising the Mortgage Assets and
                                 other factors and will be established on the basis of
                                 requirements of each Rating Agency rating the Securities
                                 of such Series. If so specified in the related Prospectus
                                 Supplement, any such enhancement may apply only in
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                                 the event of certain types of losses or delinquencies and
                                 the protection against losses or delinquencies provided by such enhancement will be limited. See "ENHANCEMENT" and
                                 "RISK FACTORS" herein.

                               A. SUBORDINATE SECURITIES

                               A Series of Securities may include one or more Classes of
                                 Subordinate Securities. The rights of holders of such
                                 Subordinate Securities to receive distributions on any
                                 Payment Date or Distribution Date, as applicable, will be
                                 subordinate in right and priority to the rights of holders of Senior Securities of the Series, but only to the extent described in the related Prospectus Supplement. If so
                                 specified in the related Prospectus Supplement,
                                 subordination may apply only in the event of certain types of losses not covered by other enhancement. Unless
                                 otherwise specified in the related Prospectus Supplement,
                                 such subordination will be in lieu of providing insurance
                                 policies or other credit support with respect to losses
                                 arising from such events. Unless otherwise specified in
                                 the related Prospectus Supplement, the related Series
                                 Supplement may require a trustee that is not the Trustee
                                 to be appointed to act on behalf of holders of Subordinate
                                 Securities.

                               The related Prospectus Supplement will set forth information concerning the amount of subordination of a Class or
                                 Classes of Subordinate Securities in a Series, the
                                 circumstances in which such subordination will be
                                 applicable, the manner, if any, in which the amount of
                                 subordination will decrease over time, the manner of
                                 funding any related Reserve Fund and the conditions under
                                 which amounts in any related Reserve Fund will be used to
                                 make distributions to holders of Senior Securities and/or
                                 to holders of Subordinate Securities or be released from
                                 the related Trust Estate or Trust Fund. If cash flows
                                 otherwise distributable to holders of Subordinate
                                 Securities secured by a Mortgage Group will be used as
                                 credit support for Senior Securities secured by another
                                 Mortgage Group within the Trust Estate or Trust Fund, the
                                 related Prospectus Supplement will specify the manner and
                                 conditions for applying such a cross-support feature. See
                                 "ENHANCEMENT-- Subordinate Securities."

                               B. INSURANCE

                               If so specified in the related Prospectus Supplement,
                                 certain insurance policies will be required to be
                                 maintained with respect to the Mortgage Loans included in
                                 the Trust Estate or Trust Fund for a Series. Such
                                 insurance policies may include, but are not limited to, a
                                 standard hazard insurance policy or, with respect to FHA
                                 Loans, FHA Insurance. See "ENHANCEMENT" and "DESCRIPTION
                                 OF INSURANCE ON THE MORTGAGE LOANS" herein. The Prospectus
                                 Supplement for a Series will provide information con-
                                 cerning any such insurance policies, including (a) the
                                 types of coverage provided by each, (b) the amount of such coverage and (c) conditions to payment under each. To the
                                 extent described in the related Prospectus Supplement,
                                 certain insurance policies to be
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                                 maintained with respect to the Mortgage Loans may be
                                 terminated, reduced or replaced following the occurrence
                                 of certain events affecting the authority or
                                 creditworthiness of the insurer. Additionally, such
                                 insurance policies may be terminated, reduced or replaced
                                 by the Servicer or Master Servicer, if any, provided that
                                 no rating assigned to Securities of the related Series
                                 offered hereby and by the related Prospectus Supplement is adversely affected and such insurance policies may apply
                                 only in the event of certain types of losses, all as set
                                 forth in the related Prospectus Supplement.

                               C. LETTER OF CREDIT

                               If so specified in the related Prospectus Supplement, credit support may be provided by one or more letters of credit.
                                 A letter of credit may provide limited protection against
                                 certain losses in addition to or in lieu of other credit
                                 support. The issuer of the letter of credit (the "L/C
                                 Bank") will be obligated to honor demands with respect to
                                 such letter of credit, to the extent of the amount
                                 available thereunder, to provide funds under the
                                 circumstances and subject to such conditions as are
                                 specified in the related Prospectus Supplement. The
                                 liability of the L/C Bank under its letter of credit may
                                 be reduced by the amount of unreimbursed payments
                                 thereunder.

                               The maximum liability of an L/C Bank under its letter of
                                 credit will be an amount equal to a percentage specified
                                 in the related Prospectus Supplement of the initial
                                 aggregate outstanding principal balance of the Mortgage
                                 Loans in the Trust Estate or Trust Fund or one or more
                                 Classes of Securities of the related Series (the "L/C
                                 Percentage"). The maximum amount available at any time to
                                 be paid under a letter of credit will be determined in the manner specified therein and in the related Prospectus
                                 Supplement. See "ENHANCEMENT--Letter of Credit."

                               D. BOND GUARANTEE INSURANCE

                               If so specified in the related Prospectus Supplement, credit support for a Series may be provided by an insurance
                                 policy (the "Bond Guarantee Insurance") issued by one or
                                 more insurance companies. Such Bond Guarantee Insurance
                                 may guarantee timely distributions of interest and full
                                 distributions of principal on the basis of a schedule of
                                 principal distributions set forth in or determined in the
                                 manner specified in the related Prospectus Supplement. See
                                 "ENHANCEMENT--Bond Guarantee Insurance."

                               E. RESERVE FUNDS

                               The Issuer may deposit in one or more reserve funds
                                 (collectively, the "Reserve Funds") for any Series cash,
                                 Eligible Investments, demand notes or a combination
                                 thereof in the aggregate amount, if any, specified in the
                                 related Prospectus Supplement. Any Reserve Funds for a
                                 Series may also be funded over time through application of a specified amount of cash flow, to the extent described
                                 in the related Prospectus Supplement. Such a Reserve Fund
                                 may be established to increase the likelihood of the
                                 timely distributions on the Securities of such Series or
                                 to reduce the likelihood of a special redemption with
                                 respect to any Series. Reserve Funds may be
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                                 established to provide protection against certain losses
                                 or delinquencies in addition to or in lieu of other credit support. Amounts on deposit in the Reserve Funds for a
                                 Series, together with (unless otherwise specified in the
                                 related Prospectus Supplement) the reinvestment income
                                 thereon, if any, will be applied for the purposes, in the
                                 manner and to the extent provided by the related
                                 Prospectus Supplement.

                               On each Payment Date or Distribution Date, as applicable,
                                 for a Series, all amounts on deposit in any Reserve Funds
                                 for the Series in excess of the amounts required to be
                                 maintained therein by the related Indenture or Trust
                                 Agreement, as applicable, and specified in the related
                                 Prospectus Supplement may be released from the Reserve
                                 Funds and will not be available for future payments or
                                 distributions on the Securities of such Series.

                               Additional information concerning any Reserve Funds,
                                 including whether any such Reserve Fund is a part of the
                                 Trust Estate or Trust Fund, the circumstances under which
                                 moneys therein will be applied to make distributions to
                                 Bondholders or Certificateholders, the balance required to be maintained in such Reserve Funds, the manner in which
                                 such required balance will decrease over time and the
                                 manner of funding any such Reserve Fund, will be set forth in the related Prospectus Supplement. See "ENHANCEMENT--
                                 Reserve Funds."

                               F. OVERCOLLATERALIZATION

                               To the extent applicable and as specified in the related
                                 Prospectus Supplement, a Series may be structured such
                                 that the outstanding principal balances or Aggregate Asset
                                 Value of the Mortgage Assets securing a Series may exceed
                                 the Aggregate Outstanding Principal of such Series,
                                 thereby resulting in overcollateralization. See
                                 "DESCRIPTION OF THE SECURITIES--Valuation of Mortgage
                                 Assets."

SERVICING AGREEMENTS.........  Various Servicers will perform certain servicing functions with respect to any Mortgage Loans comprising Mortgage
                                 Assets or Underlying Collateral for a Series. In addition, if so specified in the related Prospectus Supplement, a
                                 Master Servicer identified in the related Prospectus
                                 Supplement may service Mortgage Loans directly or
                                 administer and supervise the performance by the Servicers
                                 of their duties and responsibilities under separate
                                 servicing agreements. Each Servicer must meet the
                                 requirements of the Master Servicer, if any, and be
                                 approved by the Issuer, and, if specified in the related
                                 Prospectus Supplement, the Master Servicer and each
                                 Servicer must be approved by either FNMA or FHLMC as a
                                 seller-servicer of mortgage loans and, in the case of FHA
                                 Loans, by HUD as an FHA mortgagee. Each Servicer will be
                                 obligated under a servicing agreement to perform customary servicing functions and may be obligated to advance funds
                                 to cover certain payments not made by the Mortgagors to
                                 the extent described herein and in the related Prospectus
                                 Supplement. The Master Servicer, if any, may, if so speci-
                                 fied in the related Prospectus Supplement, be obligated to advance
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                                 funds to cover any required Advances not made by the
                                 Servicers to the extent that, in the judgment of the
                                 Master Servicer, such Advances are recoverable under the
                                 Insurance Policies, any Enhancement or from the proceeds
                                 of liquidation of the Mortgage Loans or as provided in the related Prospectus Supplement. The related Prospectus
                                 Supplement will specify the conditions to and any
                                 limitations on such Advances and the conditions under
                                 which such Advances will be recoverable. With respect to
                                 any such Series, the Issuer may (i) enter into a standby
                                 agreement with an independent standby Servicer acceptable
                                 to each Rating Agency rating such Securities providing
                                 that such standby Servicer will assume the Servicer's or
                                 Master Servicer's obligations in the event of a default by the Master Servicer or Servicer or (ii) obtain a servicer
                                 performance bond acceptable to ech Rating Agency rating
                                 such Securities that will guarantee certain of the
                                 Servicer's or Master Servicer's obligations. The Issuer
                                 will assign to the Trustee its rights under any Master
                                 Servicing Agreement and any servicing agreements so pro-
                                 vided with respect to a Series as security for the Series.
                                 See "SERVICING OF MORTGAGE LOANS" and "SECURITY FOR THE
                                 BONDS AND CERTIFICATES--Mortgage Loans" herein.

SPECIAL SERVICER.............  If so specified in the related Prospectus Supplement, to the extent a Mortgage Loan on or after the Closing Date meets
                                 certain criteria set forth in the related Prospectus
                                 Supplement, (i) all or a portion of the servicing
                                 responsibilities with respect to such Mortgage Loan may be transferred to a Special Servicer or (ii) the Special
                                 Servicer will provide advisory services with respect to
                                 the servicing of such Mortgage Loan. See "SERVICING OF
                                 MORTGAGE LOANS" herein.

FEDERAL INCOME TAX
  CONSIDERATIONS.............  Unless otherwise stated in the applicable Prospectus
                               Supplement, a real estate mortgage investment conduit (a
                                 "REMIC") election will be made with respect to each Series of Securities. Securities of such Series will be
                                 designated as "regular interests" in a REMIC ("Regular
                                 Interest Securities") or as "residual interests" in a
                                 REMIC ("Residual Interest Securities").

                               If the applicable Prospectus Supplement so specifies with
                                 respect to a Series of Securities, the Securities of such
                                 Series will not be treated as regular or residual
                                 interests in a REMIC for federal income tax purposes but
                                 instead will be treated as (i) indebtedness of the Issuer,
                                 (ii) an undivided beneficial ownership interest in the
                                 Mortgage Loans (and the arrangement pursuant to which the
                                 Mortgage Loans will be held and the Securities will be
                                 issued will be treated as a grantor trust under Subpart E, part I of subchapter J of the Code and not as an
                                 association taxable as a corporation for federal income
                                 tax purposes); (iii) equity interests in an association
                                 that will satisfy the requirements for qualification as a
                                 real estate investment trust; (iv) interests in an entity
                                 that will be treated as a partnership for federal income
                                 tax purposes; or (v) interests in an entity or a pool of
                                 assets that will satisfy the requirements for
                                 qualification as a
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                                 financial asset securitization investment trust (a
                                 "FASIT") for federal income tax purposes. The federal
                                 income tax consequences to Bondholders or
                                 Certificateholders of any such Series will be described in the applicable Prospectus Supplement.

                               Compound Interest Securities and Zero Coupon Securities
                                 will, and certain other Classes of Securities may, be
                                 issued with original issue discount that is not DE
                                 MINIMIS. In such cases, the Bondholder or
                                 Certificateholder will be required to include the original issue discount in gross income as it accrues, which may be prior to the receipt of cash attributable to such income.
                                 If a Security is issued at a premium, the holder will be
                                 entitled to make an election to amortize such premium on a constant yield method. Securities constituting regular or
                                 residual interests in a REMIC will generally represent
                                 "loans secured by an interest in real property" for domes-
                                 tic building and loan associations and "real estate
                                 assets" for real estate investment trusts to the extent
                                 that the underlying mortgage loans and interest thereon
                                 qualify for such treatment. Non-REMIC Securities (other
                                 than interests in grantor trusts and certain interests in
                                 a FASIT) will not qualify for such treatment.

                               A holder of a Residual Interest Security will be required to include in its income its pro rata share of the taxable
                                 income of the REMIC. In certain circumstances, the holder
                                 of a Residual Interest Security may have REMIC taxable
                                 income or tax liability attributable to REMIC taxable
                                 income for a particular period in excess of cash
                                 distributions for such period or have an after-tax return
                                 that is less than the after-tax return on comparable debt
                                 instruments. In addition, a portion (or, in some cases,
                                 all) of the income from a Residual Interest Security (i)
                                 may not be subject to offset by losses from other
                                 activities, (ii) for a holder that is subject to tax under the Code on unrelated business taxable income, may be
                                 treated as unrelated business taxable income and (iii) for a foreign holder, may not qualify for exemption from or
                                 reduction of withholding. Further, individual holders are
                                 subject to limitations on the deductibility of expenses of the REMIC. See "FEDERAL INCOME TAX CONSIDERATIONS."

ERISA CONSIDERATIONS.........  A fiduciary of any employee benefit plan or other retirement arrangement subject to Title I of the Employee Retirement
                                 Income Security Act of 1974, as amended ("ERISA"), or
                                 Section 4975 of the Code, should carefully review with its own legal advisors whether the purchase or holding of
                                 Securities could give rise to a transaction prohibited or
                                 otherwise impermissible under ERISA or the Code. See
                                 "ERISA CONSIDERATIONS."

LEGAL INVESTMENT.............  The related Prospectus Supplement will specify whether any
                               Class of the Securities of the particular Series offered by this Prospectus and the related Prospectus Supplement will constitute "mortgage related securities" under the
                                 Secondary Mortgage Market Enhancement Act of 1984, as
                                 amended ("SMMEA"). Investors whose investment authority is subject to legal restrictions should consult their own
                                 legal advisors to determine whether and to what
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                                 extent the Securities constitute legal investments for
                                 them. See "LEGAL INVESTMENT."

USE OF PROCEEDS..............  The Issuer will use the net proceeds from the sale of each
                               Series to (i) purchase Mortgage Loans and/or Private
                                 Mortgage-Backed Securities comprising the Mortgage Assets
                                 securing such Securities, (ii) repay indebtedness which
                                 has been incurred to acquire Mortgage Assets to be pledged by the Issuer as security for the Bonds or to be deposited into a Trust Fund, (iii) establish any Reserve Funds
                                 described in the related Prospectus Supplement, or (iv)
                                 pay costs of structuring, guaranteeing and issuing such
                                 Securities. If so specified in the related Prospectus
                                 Supplement, the purchase of the Mortgage Assets for a
                                 Series may be effected by an exchange of Securities with
                                 the seller of such Mortgage Assets. See "USE OF PRO-
                                 CEEDS."

RATINGS......................  It will be a condition to the issuance of any Securities offered by this Prospectus and the related Prospectus
                                 Supplement that they be rated in one of the four highest
                                 applicable rating categories by at least one Rating
                                 Agency. The rating or ratings applicable to Securities of
                                 each Series will be as set forth in the related Prospectus
                                 Supplement.

                               A security rating should be evaluated independently of
                                 similar ratings of different types of securities. A
                                 security rating does not address the effect that the rate
                                 of prepayment on Mortgage Loans comprising or underlying
                                 the Mortgage Assets or the effect that reinvestment rates
                                 may have on the yield to investors in the Securities. A
                                 rating is not a recommendation to buy, sell or hold
                                 securities and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. See
                                 "RISK FACTORS."
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                                       24

                                  RISK FACTORS

    Investors should consider, among other things, the following factors in connection with the purchase of the Securities.

    LIMITED LIQUIDITY. There can be no assurance that a secondary market for the Securities of any Series will develop or, if it does develop, that it will provide holders with liquidity of investment or will continue while Securities of such Series remain outstanding. The market value of Securities will fluctuate with changes in prevailing rates of interest. Consequently, sale of the Securities by a holder in any secondary market which may develop may be at a discount from par value or from their purchase price. Furthermore, secondary purchasers may look only to the Prospectus Supplement attached hereto and to the reports to Bondholders or Certificateholders, as applicable, delivered pursuant to the Indenture or Trust Agreement, as applicable and as described herein under the heading "DESCRIPTION OF THE SECURITIES--General," "--The Bonds--General," and "--The Certificates--General" for information concerning the Securities. Except to the extent described in the related Prospectus Supplement, Bondholders or Certificateholders, as applicable, will have no optional redemption or early termination rights, respectively. The Bonds are subject to redemption, and the Certificates are subject to early termination or repurchase, by the Issuer only under certain specified circumstances described herein and in the related Prospectus Supplement. See "DESCRIPTION OF THE SECURITIES--Special Redemption," "--Optional Redemption," "--Optional Termination," "--Optional Repurchase of Certificates," and "--Other Repurchases." Shearson Lehman Brothers Inc. ("Lehman Brothers"), through one or more of its affiliates, and the other underwriters, if any, presently expect to make a secondary market in the Securities, but have no obligation to do so.

    LIMITED ASSETS. The Issuer will not have, nor be expected in the future to have, any significant assets available for payments on a Series of Securities other than the assets pledged as security or deposited into a Trust Fund for a specific Series. The Bonds will be non-recourse obligations of the Issuer and each Series of Bonds will be separately secured. Unless otherwise specified in the related Prospectus Supplement, no Series will have any claim against or security interest in the Primary Assets pledged to secure any other Series. If the Primary Assets securing a Series of Bonds is insufficient to make payments on such Bonds, no other assets of the Issuer will be available for payment of the deficiency.

    Unless otherwise set forth in the Prospectus Supplement for a Series of Certificates, the Trust Fund for such Series will be the only available source of funds to make distributions on the Certificates of such Series. The only obligations, if any, of the Depositor with respect to the Certificates of any Series will be pursuant to certain representation and warranties. The Depositor does not have, and is not expected in the future to have, any significant assets with which to meet any obligation to repurchase Mortgage Assets with respect to which there has been a breach of any representation or warranty. If, for example, the Depositor were required to repurchase a Mortgage Loan which constitutes a Mortgage Asset, its only sources of funds to make such repurchase would be from funds obtained from the enforcement of a corresponding obligation, if any, on the part of the originator of the Mortgage Loans or the Servicer, as the case may be, or from a reserve fund established to provide funds for such repurchases.

    Additionally, certain amounts remaining in certain funds or accounts, including the Collection Account and any Reserve Funds, may be withdrawn under certain conditions and circumstances described in the related Prospectus Supplement. In the event of such withdrawal, such amounts will not be pledged to, or available for, future payment or distribution of principal of or interest on the Securities. If so specified in the related Prospectus Supplement, on any Payment Date or Distribution Date on which the principal balance of the Mortgage Assets is reduced due to losses on the Mortgage Assets, (i) the amount of such losses will be allocated first, to reduce the Aggregate Outstanding Principal of the Subordinate Securities or other subordination, if any, and, thereafter, to reduce the Aggregate Outstanding Principal of the remaining Securities in the priority and manner specified in such Prospectus Supplement until the Aggregate Outstanding Principal of each Class of Securities so specified has been reduced to zero or paid in full, thus, reducing the amount of principal payable on each such Class of Securities or (ii) such losses may be allocated in any other manner set forth in the related Prospectus Supplement. Unless otherwise specified in the related Prospectus Supplement, such reductions of principal of a Class or Classes of Securities shall be allocated to the Holders of the Securities of such Class or Classes pro rata in the proportion which the outstanding principal of each Security of such Class or Classes bears to the Aggregate Outstanding Principal of all Securities of such Class.

    YIELD AND PREPAYMENT CONSIDERATIONS. Prepayments on the Mortgage Loans comprising or underlying the Mortgage Assets securing a Series or deposited into a Trust Fund, as the case may be, generally will result in a faster rate of principal payments on such Securities than if payments on such Mortgage Assets were made as scheduled. Thus, the prepayment experience on the Mortgage Loans comprising or underlying the Mortgage Assets will affect the average life of each Class secured thereby and the extent to which each such Class is paid prior to its Stated Maturity or Final Scheduled Distribution Date. The rate of principal payments on pools of mortgage loans varies between pools and from time to time is influenced by a variety of economic, demographic, geographic, social, tax, legal and other factors. There can be no assurance as to the rate of prepayment on the Mortgage Assets securing any Series of Bonds or deposited into a Trust Fund, as the case may be, or that the rate of payments will conform to any model described herein or in any Prospectus Supplement. If prevailing interest rates fall significantly below the applicable mortgage rates, principal prepayments are likely to be higher than if prevailing rates remain at or above the rates borne by the Mortgage Loans comprising or underlying the Primary Assets securing a Series of Bonds or deposited into a Trust Fund, as the case may be. As a result, the actual maturity of or final distribution on any Class could occur significantly earlier than its Stated Maturity or Final Scheduled Distribution Date. The actual maturity of the Bonds or final distribution on the Certificates will also be affected by the extent to which Excess Cash Flow is applied to payments or distributions of principal on the Securities. A Series of Securities may include Classes of PAC Securities or other Securities with priorities of payment and, as a result, yields on other Classes of Securities of such Series may be more sensitive to prepayments on Mortgage Loans. A Series may include a Class offered at a significant premium or iscount. Yields on such Class of Securities will be sensitive, and in some cases extremely sensitive, to prepayments on Mortgage Loans and, in the case of a premium Class, where the amount of interest payable with respect to such Class is extremely disproportionate to principal, a holder might, in some prepayment scenarios, fail to recoup its original investment. See "YIELD AND PREPAYMENT CONSIDERATIONS."

    LIMITED NATURE OF RATING. Any rating assigned to the Securities by a Rating Agency will reflect such Rating Agency's assessment solely of the likelihood that holders of such Securities will receive payments required to be made under the Indenture or Trust Agreement, as the case may be. Such rating will not constitute an assessment of the likelihood that principal prepayments on the Mortgage Loans underlying or comprising the Mortgage Assets will be made by Mortgagors or of the degree to which the rate of such prepayments might differ from that originally anticipated. Such rating will not address the possibility that prepayment at higher or lower rates than anticipated by an investor may cause such investor to experience a lower than anticipated yield or that investors purchasing a Security at a significant premium might fail to recoup their initial investment under certain prepayment scenarios.

    The amount of Primary Assets, including any applicable Enhancement, required to support a Series of Securities will be determined on the basis of criteria established by each Rating Agency rating such Series. Such criteria are sometimes based upon actuarial analysis of the behavior of mortgage loans in a larger group. Such analysis is often the basis upon which each Rating Agency determines the amount of Enhancement required with respect to each Series of Securities. There can be no assurance that the historical data supporting such actuarial analysis will accurately reflect future experience generally nor any assurance that the data derived from a large pool of mortgages will accurately predict the delinquency, foreclosure or loss experience of any particular pool of Mortgage Loans. In other cases, such analysis may be based upon the value of the property underlying the Mortgage Assets. There can be no assurance that such value will accurately reflect the future value of the property and, therefore, whether or not the Securities will be paid in full.

    Certain legal aspects of the Mortgage Loans comprising or underlying Mortgage Assets for a Series will be described in the related Prospectus Supplement.

    Certain Mortgage Loans and Mortgaged Property; Obligor Default. Mortgage Loans made with respect to Multifamily or Commercial Property may entail risks of loss in the event of delinquency and foreclosure that are greater than similar risks associated with traditional single-family property. Many of the Mortgage Loans may be nonrecourse loans as to which, in the event of an obligor default, recourse may be had only against the specific Commercial or Multifamily Property and such limited other assets as have been pledged to secure such Mortgage Loan, and not against the obligor's other assets. Furthermore, the repayment of loans secured by income producing properties is typically dependent upon the successful operation of the related real estate project rather than upon the liquidation value of the underlying real estate. If the net operating income from the project is reduced (for example, if rental or occupancy rates decline or real estate and personal property tax rates or other operating expenses increase), the obligor's ability to repay the loan may be impaired. A number of the Mortgage Loans may be secured by owner-occupied Mortgaged Properties or Mortgaged Properties leased to a single tenant. Accordingly, a decline in the financial condition of the obligor or single tenant, as applicable, may have a disproportionately greater effect on the net operating income from such Mortgaged Properties than would be the case with respect to Mortgaged Properties with multiple tenants. Furthermore, the liquidation value of any Mortgaged Property may be adversely affected by risks generally incident to interests in real property, including changes in general or local economic conditions and/or specific industry segments; declines in real estate values; declines in rental or occupancy rates; increases in interest rates, real estate and personal property tax rates and other operating expenses including energy costs; changes in governmental rules, regulations and fiscal policies, including environmental legislation; acts of God; and other factors which are beyond the Master Servicer's orthe Special Servicer's, if any, control. Although the Servicer or the Master Servicer is obligated to cause standard hazard insurance to be maintained with respect to each Mortgage Loan, insurance with respect to extraordinary hazards such as earthquakes and floods is generally not required to be maintained, and insurance is not available with respect to many of the other risks listed above.

    Certain of the Mortgage Loans as of the Cut-Off Date may not be fully amortizing over their terms to maturity, and, thus, will have substantial principal balances due at their stated maturity. Mortgage Loans with balloon payments involve a greater degree of risk because the ability of an obligor to make a balloon payment typically will depend upon its ability either to refinance the loan or to sell the related Mortgaged Property. The ability of an obligor to accomplish either of these goals will be affected by a number of factors, including the level of available mortgage rates at the time of sale or refinancing, the obligor's equity in the related Mortgaged Property, the financial condition and operating history of the obligor and the related Mortgaged Property, tax laws, prevailing general economic conditions and the availability of credit for commercial or multifamily, as the case may be, real estate projects generally.

    If so specified in the related Prospectus Supplement, in order to maximize recoveries on defaulted Mortgage Loans, the Special Servicer, if any, will have considerable flexibility under the Special Servicing Agreement to extend and modify Mortgage Loans which are in default or as to which a payment default is reasonably foreseeable, including in particular with respect to balloon payments. In addition, the Special Servicer may receive a workout fee based on receipts from or proceeds of such Mortgage Loans. While the Special Servicer generally will be required to determine that any such extension or modification is likely to produce a greater recovery on a present value basis than liquidation, there can be no assurance that such flexibility with respect to extensions or modifications or payment of a workout fee to the Special Servicer will increase the present value of receipts from or proceeds of Mortgage Loans which are in default or as to which a default is reasonably foreseeable. To the extent losses on such Mortgage Loans exceed levels of available enhancement, the Holders of the Bonds of a Series may experience a loss. See "SERVICING OF

MORTGAGE LOANS--Maintenance of Insurance Policies and Other Servicing Procedures" and "ENHANCEMENT."

    ENHANCEMENT LIMITATIONS. The amount, type and nature of Insurance Policies, subordination, Bond Guarantee Insurance, letters of credit, overcollateralization, Reserve Funds and other enhancement, if any, required with respect to a Series will be determined on the basis of criteria established by each Rating Agency rating such Series. Such criteria are sometimes based upon an actuarial analysis of the behavior of mortgage loans in a larger group. Such analysis is often the basis upon which each Rating Agency determines the amount of Enhancement required with respect to each Series of Securities. There can be no assurance that the historical data supporting any such actuarial analysis will accurately reflect future experience nor any assurance that the data derived from a large pool of mortgage loans accurately predicts the delinquency, foreclosure or loss experience of any particular pool of Mortgage Loans.

    In addition, if principal payments on Securities of a Series are made in a specified order of priority, any limits with respect to the aggregate amount of claims under any related insurance policy, letters of credit or other enhancement may be exhausted before the principal of the lower priority Classes has been repaid. As a result, the impact of significant losses on the Mortgage Loans may bear primarily upon the Securities of the later maturing Classes.

    The Prospectus Supplement for a Series will describe any Reserve Funds, Insurance Policies, letter of credit, subordination, Bond Guarantee Insurance, over collateralization or other credit support relating to the Mortgage Assets or to the Securities of such Series. Use of such Reserve Funds and payments under such Insurance Policies, Bond Guarantee Insurance, letter of credit or other third-party credit support will be subject to the conditions and limitations described herein and in the related Prospectus Supplement. Moreover, such Reserve Funds, Insurance Policies, letter of credit or other credit support may not cover all potential losses or risks; for example, Enhancement may or may not cover fraud or negligence by the Issuer, the Master Servicer or other parties. Moreover, if a form of enhancement covers more than one Series of Securities (each, a "Covered Trust"), holders of Securities issued by any of such Covered Trusts will be subject to the risk that such credit support will be exhausted by the claims of other Covered Trusts prior to such Covered Trust receiving any of its intended share of such coverage. The obligations of the issuers of any credit support will not be guaranteed or insured by the United States, or by any agency or instrumentality thereof. A Series of Bonds may include a Class or multiple Classes of Subordinate Securities to the extent described in the related Prospectus Supplement. Although such subordination is intended to reduce the risk of delinquent distributions or ultimate losses to Holders of Senior Securities, the amount of subordination will be limited and will decline under certain circumstances and any related Reserve Fund could be depleted in certain circumstances. See "DESCRIPTION OF THE SECURITIES," "SECURITY FOR THE BONDS AND CERTIFICATES" and "ENHANCEMENT."

    OVERCOLLATERALIZATION AND SUBORDINATION. To provide Bondholders and Certificateholders with a degree of protection against loss, Mortgage Assets having an Asset Value in excess of the principal amount of the Securities may be pledged to secure a Series or deposited into the related Trust Fund, as the case may be, or Excess Cash Flow may be applied to create overcollateralization. Alternatively, a Series of Securities may include one or more Classes of Subordinate Securities to the extent described in the related Prospectus Supplement. Such overcollateralization or subordination will be at amounts established by the Rating Agency rating the Series based on an assumed level of defaults, delinquencies, other losses, application of Excess Cash Flow or other factors. There can, however, be no assurance that the loss experience on the Mortgage Assets securing the Securities will not exceed such assumed levels, adversely affecting the ability of the Issuer to meet debt service or distribution requirements on the Securities.

    Although overcollateralization and subordination are intended to reduce the risk of delinquent payments or losses to holders of Senior Securities, the amount of overcollateralization or subordination, as the case may be, will be limited and will decline under certain circumstances and any related Reserve Fund could be depleted in certain circumstances.

    Delinquent and Non-Performing Mortgage Loans. As set forth in the related Prospectus Supplement, the Mortgage Pool for a particular Series may include, as of the Cut-Off Date, REO Properties or Mortgage Loans that are past due or are non-performing. If so specified in the related Prospectus Supplement, management of such REO Properties or servicing with respect to such Mortgage Loans will be transferred to the Special Servicer as of the Closing Date. Enhancement provided with respect to a particular Series may not cover all losses related to such delinquent or non-performing Mortgage Loans or to such REO Properties. Investors should consider the risk that the inclusion of such Mortgage Loans or such REO Properties in the Mortgage Pool may affect the rate of defaults and prepayments on such Mortgage Pool and the yield on the Securities of such Series. See "SECURITY FOR THE BONDS AND CERTIFICATES--Mortgage Loans."

    Remedies Following Default. The market value of the Mortgage Assets securing a Series will fluctuate as general interest rates fluctuate. Following an Event of Default with respect to a Series of Bonds, there is no assurance that the market value of the Mortgage Assets securing the Series, will be equal to or greater than the unpaid principal and accrued interest due on the Bonds of such Series, together with any other expenses or liabilities payable thereon. If the Mortgage Assets securing a Series are sold by the Trustee following an Event of Default, the proceeds of such sale may be insufficient to pay in full the principal of and interest on such Bonds. However, in certain events the Trustee may be restricted from selling the Mortgage Assets securing a Series. See "THE INDENTURE--Events of Default."

    In addition, upon an Event of Default with respect to a Series and a resulting sale of the Mortgage Assets securing such Bonds, unless otherwise specified in the related Prospectus Supplement, the proceeds of such sale will be applied, first, to the payment of certain amounts due to the Trustee, second, to the payment of accrued interest on, and then to the payment of the then Aggregate Outstanding Principal of, such Bonds (including interest on and the Aggregate Outstanding Principal of any Residual Interest Bond) (as specified in the related Prospectus Supplement), third, to the payment of the remaining Administration Fee, if any, and, fourth, to the payment of any additional amounts due the Issuer or to the holders of the Residual Interest Bonds as applicable. Consequently, in the event of any such Event of Default and sale of Mortgage Assets, any Classes on which principal payments have previously been made may have, in the aggregate, a greater proportion of their principal repaid than will Classes on which principal payments have not previously been made.

    In the event the principal of the Securities of a Series is declared due and payable, the holders of any such Securities issued at a discount from par ("original issue discount") may be entitled, under applicable provisions of the federal Bankruptcy Code, to receive no more than an amount equal to the unpaid principal amount thereof less unamortized original issue discount ("accreted value"). There is no assurance as to how such accreted value would be determined if such event occurred.

    ENFORCEABILITY. As specified in the related Prospectus Supplement, the Mortgages may contain due-on-sale clauses, which permit the lender to accelerate the maturity of the Mortgage Loan if the borrower sells, transfers or conveys the related Mortgaged Property or its interest in the Mortgaged Property. Such clauses are generally enforceable subject to certain exceptions.

    As specified in the related Prospectus Supplement, the Mortgage Loans may include a debt-acceleration clause, which permits the lender to accelerate the debt upon a monetary or non-monetary default of the borrower. The courts of all states will enforce clauses providing for acceleration in the event of a material payment default. The equity courts of any state, however, may refuse to foreclose a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the acceleration unconscionable.

    To the extent specified in the related Prospectus Supplement, the Mortgage Loans will be secured by an assignment of leases and rents pursuant to which the obligor typically assigns its right, title and interest as landlord under the leases on the related Mortgaged Property and the income derived therefrom to the lender as further security for the related Mortgage Loan, while retaining a license to collect rents for so long as there is no default. In the event the obligor defaults, the license terminates and the lender is entitled to collect rents. Such assignments must usually be recorded to be perfected as security interests. In addition, some state laws require that the lender take possession of the Mortgaged Property and/or obtain a judicial appointment of a receiver before becoming entitled to collect the rents. See also "CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS--Anti-Deficiency Legislation and Other Limitations on Lenders."

    ENVIRONMENTAL RISKS. Real property pledged as security to a lender may be subject to certain environmental risks. Under the laws of certain states, contamination of a property may give rise to a lien on the property to assure the costs of clean-up. In several states, such a lien has priority over the lien of an existing mortgage against such property. In addition, under the laws of some states and under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), a lender may be liable, as an "owner" or "operator," for costs of addressing releases or threatened releases of hazardous substances that require remedy at a property, if agents or employees of the lender have become sufficiently involved in the operations of the borrower, regardless of whether or not the environmental damage or threat was actually caused or exacerbated by the lender's agents or employees. A lender also risks such liability on and following foreclosure of the Mortgaged Property. Unless otherwise specified in the related Prospectus Supplement, the Servicing Agreement, Master Servicing Agreement or Special Servicing Agreement, as applicable, provides that the Servicer, the Master Servicer or the Special Servicer, as applicable, acting on behalf of the Trust Estate, may not acquire title to a Mortgaged Property underlying a Mortgage Loan or take over its operation unless the Servicer, the Master Servicer or the Special Servicer, as applicable, has previously determined, based upon a report prepared by a person who regularly conducts environmental audits, that (i) the Mortgaged Property is in compliance with applicable environmental laws and regulations or, if not, that taking such actions as are necessary to bring the Mortgaged Property in compliance therewith is reasonably likely to produce a greater recovery on a present value basis than not taking such actions and (ii) there are no circumstances or conditions present that have resulted in any contamination or if such circumstances or conditions are present for which sch action could be required, taking such actions with respect to the affected Mortgaged Property is reasonably likely to produce a greater recovery on a present value basis than not taking such actions. See "CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS--Environmental Matters."

    ERISA CONSIDERATIONS. Generally, ERISA applies to investments made by employee benefit plans and transactions involving the assets of such plans. Due to the complexity of regulations which govern such plans, prospective investors that are subject to ERISA are urged to consult their own counsel regarding consequences under ERISA of acquisition, ownership and disposition of the Securities of any Series. See "ERISA CONSIDERATIONS."

    CERTAIN FEDERAL TAX CONSIDERATIONS REGARDING RESIDUAL INTEREST BONDS AND RESIDUAL INTEREST CERTIFICATES. Holders of Residual Interest Bonds and Residual Interest Certificates will be required to report on their federal income tax returns as ordinary income their pro rata share of the taxable income of the REMIC regardless of the amount or timing of their receipt of cash payments as described in "FEDERAL INCOME TAX CONSIDERATIONS--Residual Interests in a REMIC." Accordingly, under certain circumstances, holders of Securities which constitute Residual Interest Bonds and Residual Interest Certificates may have taxable income and tax liabilities arising from such investment during a taxable year in excess of the cash received during such period. The requirement that holders of Residual Interest Bonds and Residual Interest Certificates report their pro rata share of the taxable income and net loss of the REMIC will continue until the principal balances of all Classes of Bonds or Certificates of the related Series have been reduced to zero, even though holders of Residual Interest Bonds and Residual Interest Certificates have received full payment of their stated interest and principal (if any). A portion (or, in certain circumstances, all) of a holder of a Residual Interest Bond's or Residual Interest Certificate's share of the REMIC taxable income may be treated as "excess inclusion" income to such holder which (i) generally, will not be subject to offset by losses from other activities, (ii) for a tax-exempt holder, will be treated as unrelated business taxable income and (iii) for a foreign holder, will not qualify for exemption from withholding tax. Individual holders of Securities constituting Residual Interest Bonds and Residual Interest Certificates may be limited in their ability to deduct servicing fees and other expenses of the REMIC. In addition, Residual Interest Bonds and Residual Interest Certificates are subject to certain restrictions on transfer. Because of the special tax treatment of Residual Bonds, the taxable income arising in a given year on a Residual Interest Bond and Residual Interest Certificates will no be equal to the taxable income associated with investment in a corporate bond or stripped instrument having similar cash flow characteristics and pre-tax yield. Therefore, the after-tax yield on the Residual Interest Bond and Residual Interest Certificates may be significantly less than that of a corporate bond or stripped instrument having similar cash flow characteristics, or may be negative.

                         DESCRIPTION OF THE SECURITIES

GENERAL

    The following summaries describe certain provisions common to each Series. The summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Indenture or Trust Agreement and the Prospectus Supplement relating to each Series. When particular provisions or terms used in the Indenture or Trust Agreement are referred to, such provisions or terms shall be as specified in the Indenture or Trust Agreement.

THE BONDS--GENERAL

    The Bonds will be issued in Series pursuant to a Trust Indenture between the Company and Bankers Trust or Marine Midland (or another bank or trust company qualified under the TIA and named in the related Prospectus Supplement for a Series), as Trustee, or a Trust and the Trustee, each as supplemented by or as incorporated by reference by a Series Supplement with respect to each Series. A copy of the form of Trust Indenture has been filed with the Commission as an exhibit to the Registration Statement of which the Prospectus forms a part. A copy of the Series Supplement for a Series, if any, will be filed with the Commission as an exhibit to a Current Report on Form 8-K to be filed with the Commission within 15 days of issuance of the Bonds of the related Series.

    The Indenture does not limit the amount of Bonds that can be issued thereunder and provides that any Series may be issued thereunder up to the aggregate principal amount specified in the related Series Supplement that may be authorized from time to time by the Issuer. Each Series will consist of one or more Classes, one or more of which may be Compound Interest Securities, Variable Interest Securities, Individual Investor Securities, Planned Amortization Class Securities, Zero Coupon Securities, Principal Only Securities, Interest Only Securities or Participating Securities. A Series may also include one or more Classes of Subordinate Securities. If so specified in related Prospectus Supplement, such Subordinate Securities may be offered hereby and by the related Prospectus Supplement. Each Class of a Series will be issued in registered or bearer form, as designated in the related Prospectus Supplement for a Series, in the minimum denominations specified in the related Prospectus Supplement. See "--Bearer Securities and Registered Securities." Bonds of a Series may be issued in whole or part in book-entry form. The transfer of the Bonds may be registered and the Bonds may be exchanged without the payment of any service charge payable in connection with such registration of transfer or exchange.

    Payments of principal of and interest on the Bonds which are registered securities will be made by the Trustee, or if the Trustee is not the paying agent, the Paying Agent. Payments of principal of and interest on a Series will be made on the Payment Dates specified in the related Prospectus Supplement, to Bondholders of such Series registered as such on the close of business on the record date specified in the related Prospectus Supplement at their addresses appearing on the Bond Register. All payments will be made by check mailed to the Bondholder or by wire transfer to accounts maintained by such Bondholder as specified in the related Prospectus Supplement, except that final payments of principal in retirement of each Bond will be made only upon presentation and surrender of such Bond at the office of the New York Presenting Agent. Notice will be mailed to the holder of such Bond before the Payment Date on which the final principal payment in retirement of the Bond is expected to be made.

    The Trustee will include with each payment on a Bond a statement showing among other things, the allocation of such payment to interest, if any, and principal, if any, and the remaining unpaid principal amount of a Bond of each Class having the minimum denomination for Bonds of such Class of that Series, the amount of Advances made by the Primary Servicer, the amount of servicing compensation paid with respect to the Mortgage Assets, the aggregate principal balance of delinquent, foreclosed Mortgage Loans and REO Property, the realized losses for the Mortgage Assets, if applicable, the number and aggregate principal balance of Deleted and Substitute Mortgage Loans, and on each Payment Date prior to the commencement of principal payments on a Class of Compound Interest Bonds, the aggregate unpaid principal amount of each Class of Bonds, the interest accrued since the prior Payment Date and added to the principal of a Compound Interest Bond having the minimum denomination for Bonds of such Class and the new principal balance of such Bond.

THE CERTIFICATES--GENERAL

    The Certificates will be issued in Series pursuant to separate Trust Agreements between the Depositor and Bankers Trust or Marine Midland (or another bank or trust company qualified under the TIA and named in the Prospectus Supplement for a Series). A form of Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust Agreement relating to each Series of Certificates will be filed as an exhibit to a report on Form 8-K to be filed with the Commission within 15 days following the issuance of such Series of Certificates. The following summaries describe certain provisions common to each Series of Certificates. The summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Trust Agreement and the Prospectus Supplement relating to each Series of Certificates. When particular provisions or terms used in the Trust Agreement are referred to, such provisions or terms shall be as specified in the Trust Agreement.

    Each Series of Certificates will consist of one or more Classes, one or more of which may consist of Compound Interest Securities, Variable Interest Securities, Interest Only Certificates, Principal Only Certificates, Zero Coupon Securities or Planned Amortization Class Securities ("PACs"). A Series of Certificates may also include one or more Classes of Subordinate Securities.

    Each Series will be issued in fully registered form or bearer form, in the minimum original amount or notional amount for Certificates of each Class specified in the related Prospectus Supplement. The transfer of the Certificates may be registered, and the Certificates may be exchanged, without the payment of any service charge payable in connection with such registration of transfer or exchange. If specified in the related Prospectus Supplement, one or more Classes of a Series may be available in book-entry form only. See "--Bearer Securities and Registered Securities."

    Commencing on the date specified in the related Prospectus Supplement, distributions of principal and interest on the Certificates will be made on each Distribution Date as set forth in the related Prospectus Supplement.

    Distribution of principal of and interest on Certificates of a Series in registered form will be made by check mailed to Certificateholders of such Series registered as such on the close of business on the record date specified in the related Prospectus Supplement at their addresses appearing on the Certificate Register, except that (a) distributions may be made by wire transfer (at the expense of the Certificateholder requesting payment by wire transfer) in certain circumstances described in the related Prospectus Supplement and (b) the final distribution in retirement of a Certificate will be made only upon presentation and surrender of such Certificate at the corporate trust office of the Trustee for such Series or such other office of the Trustee as specified in the Prospectus Supplement. Notice of the final distribution on a Certificate will be mailed to the Holder of such Certificate before the Distribution Date on which such final distribution in retirement of the Certificate is expected to be made.

    The Trustee will include with each distribution on a Certificate a statement showing among other things, the allocation of such payment to interest, if any, and principal, if any, and the remaining unpaid principal amount of a Certificate of each Class having the minimum denomination for Certificates of such Class of that Series, the amount of Advances made by the Primary Servicer, the amount of servicing compensation paid with respect to the Mortgage Assets, the aggregate principal balance of delinquent, foreclosed Mortgage Loans and REO Property, the realized losses for the Mortgage Assets, if applicable, the number and aggregate principal balance of Deleted and Substitute Mortgage Loans, and on each Distribution Date prior to the commencement of principal payments on a Class of Compound Interest Securities, the aggregate unpaid principal amount of each Class of Certificates, the interest accrued since the prior Distribution Date and added to the principal of a Compound Interest Certificate having the minimum denomination for Certificates of such Class and the new principal balance of such Certificate. See "THE TRUST AGREEMENT--Reports to Certificateholders." Bearer Security and Registered Securities

    Unless otherwise provided with respect to a Series of Securities, the Securities will be issuable as registered securities without coupons. If so provided with respect to a Series of Securities, Securities of such Series will be issuable solely as bearer securities with coupons attached or as both registered securities and bearer securities. Any such bearer securities will be issued in accordance with U.S. tax and securities laws then applicable to the sale of such securities.

    Unless applicable law at the time of issuance of any bearer securities provides otherwise, in connection with the sale during the "restricted period' as defined in Section 1.163-5(c)(2)(i)(D)(7) of the United States Treasury Regulations (generally, the first 40 days after the Closing Date and, with respect to unsold allotments, until sold) no bearer security shall be mailed or otherwise delivered to any location in the United States (as defined under "LIMITATIONS ON ISSUANCE OF BEARER SECURITIES"). A bearer security in definitive form may be delivered only if the Person entitled to receive such bearer security furnishes written certification, in the form required by the Indenture, to the effect that such bearer security is not owned by or on behalf of a United States person (as defined under "LIMITATIONS ON ISSUANCE OF BEARER SECURITIES"), or, if a beneficial interest in such bearer security is owned by or on behalf of a United States person, that such United States person (i) acquired and holds the bearer security through a foreign branch of a United States financial institution, (ii) is a foreign branch of a United States financial institution purchasing for its own account or resale (and in either case (i) or (ii), such financial institution agreed to comply with the requirements of Section 165(j)(3)(A), (B), or (C) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder) or (iii) is a financial institution purchasing for resale during the restricted period only to non-United States persons outside the United States. See "LIMITATION ON ISSUANCE OF BEARER SECURITIES."

    Registered securities of any Series (other than in book-entry form) will be exchangeable for other registered securities of the same Series and of a like aggregate principal amount and tenor but of different authorized denominations. In addition, if specified in the related Prospectus Supplement, if Securities of any Series are issuable as both registered securities and as bearer securities, at the option of the Holder, upon request confirmed in writing, and subject to the terms of the Indenture or Trust Agreement, as the case may be, bearer securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such Series will be exchangeable into registered securities of the same Series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in an applicable Prospectus Supplement, any bearer security surrendered in exchange for a registered security between the relevant record date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest and interest will not be payable in respect of the registered security issued in exchange for such bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture or Trust Agreement, as the case may be. Except as provided in an applicable Prospectus Supplement, bearer securities will not be issued in exchange for registered securities. If Securities of a Series are issuable as bearer securities, the Issuer will be required to maintain a transfer agent for such Series outside the United States.

    Unless otherwise indicated in an applicable Prospectus Supplement, payment or distribution of principal of and interest on bearer securities will be payable or distributable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Issuer may designate from time to time by check or by wire transfer, at the option of the holder, to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in an applicable Prospectus Supplement, payment or distribution of interest on bearer securities on any Payment Date or Distribution Date, as applicable, will be made only against surrender of the coupon relating to such Payment Date or Distribution Date, as applicable. No payment or distribution of interest on a bearer security will be made unless on the earlier of the date of the first such payment by the Paying Agent or the delivery by the Issuer of the bearer security in definitive form (the "Certification Date"), a written certificate in the form and to the effect described above is provided to the Issuer. No payment or distribution with respect to any bearer security will be made at any office or agency in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payment or distribution of principal of and interest on bearer securities denominated and payable in U.S. dollars will be made at the office of the Issuer's Paying Agent in the Borough of Manhattan, The City of New York if, and only if, payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

BOOK-ENTRY REGISTRATION

    If so specified in the related Prospectus Supplement, the Securities will be issued in book-entry form in the minimum denominations specified in such Prospectus Supplement and integral multiples thereof, and each Class will be represented by one or more single Securities registered in the name of the nominee of the depository, The Depository Trust Company ("DTC"), a limited-purpose trust company organized under the laws of the State of New York. Unless otherwise specified in the related Prospectus Supplement, no person acquiring an interest in book-entry Securities (a "Securities Owner") will be entitled to receive Securities representing such person's interest in the Securities except in the event that Definitive Securities (as defined herein) are issued under the limited circumstances set forth below. Unless and until Definitive Securities are issued, it is anticipated that the only holder of book-entry Securities will be Cede & Co., as nominee of DTC. Securities Owners will not be "Holders," "Bondholders" or "Certificateholders" under the Indenture or Trust Agreement, as applicable, and Securities Owners will only be permitted to exercise the rights of Bondholders or Certificateholders, as applicable, indirectly through DTC and its Participants.

    DTC was created to hold securities for its participating organizations ("Participants") and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system also is available to entities that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

    Securities Owners that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of book-entry Securities may do so only through Participants and Indirect Participants. Because DTC can only act on behalf of Participants and Indirect Participants, the ability of a Securities Owner to pledge such owner's interest in a book-entry Security to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest in a book-entry Security, may be limited. In addition, under a book-entry format, Securities Owners may experience some delay in their receipt of principal and interest distributions with respect to the book-entry Securities since such distributions will be forwarded to DTC and DTC will then forward such distributions to its Participants which in turn will forward them to Indirect Participants or Securities Owners.

    Under the rules, regulations and procedures creating and affecting DTC and its operations (the "Rules"), DTC is required to make book-entry transfers among Participants on whose behalf it acts with respect to the book-entry Securities and is required to receive and transmit principal and interest distributions and other distributions with respect to the book-entry Securities. Participants and Indirect Participants with which Securities Owners have accounts with respect to book-entry Securities similarly are required to make book-entry transfers and receive and transmit such distributions on behalf of their respective Securities Owners. Accordingly, although Securities Owners will not possess book-entry Securities, the Rules provide a mechanism by which Securities Owners will receive distributions and will be able to transfer their interests.

    The Issuer understands that DTC will take any action permitted to be taken by a Bondholder or Certificateholder under the Indenture or Trust Agreement, as applicable, only at the direction of one or more Participants to whose account with DTC ownership of the book-entry Securities is credited. Additionally, the Issuer understands that DTC will take such actions with respect to Securities Owners who are holders of a certain specified interest in book-entry Securities or holders having a certain specified voting interest only at the direction of and on behalf of Participants whose holdings represent that specified interest or voting interest. DTC may take conflicting actions with respect to other Securities Owners to the extent that such actions are taken on behalf of Participants whose holdings represent that specified interest or voting interest.

    Unless otherwise specified in the related Prospectus Supplement, Securities of a Series issued initially in book-entry form only will be issued in fully registered, certificated form ("Definitive Securities") to Securities Owners, rather than to DTC, only if (i) DTC advises the Trustee in writing that DTC is no longer willing or able properly to discharge its responsibilities as depository with respect to the Securities, and the Issuer is unable to locate a qualified successor, (ii) the Issuer, at its sole option, elects to terminate the book-entry system through DTC or (iii) after the occurrence of an Event of Default under the Indenture or Trust Agreement, as applicable, Bond owners representing a majority of the aggregate outstanding principal amount of the Securities advise DTC through Participants in writing that the continuation of a book-entry system through DTC (or a successor thereto) is no longer in the best interests of Securities Owners.

    Upon the occurrence of any of the events described in the immediately preceding paragraph, DTC is required to notify all Participants of the availability through DTC of Definitive Securities. Upon surrender by DTC of the Securities registered in the name of its nominee and instructions for registration, the Trustee will issue all, but not less than all, of the principal amount of the formerly DTC-held Securities then outstanding in the form of Definitive Securities, and thereafter the Trustee will recognize the holders of such Definitive Securities as Bondholders under the Indenture, or Certificateholders under the Trust Agreement, as applicable.

VALUATION OF MORTGAGE ASSETS

    If stated in the applicable Prospectus Supplement, each item of Mortgage Assets securing a Series, or comprising the Trust Fund, as the case may be, will be assigned an initial Asset Value determined in the manner and subject to the assumptions specified in the related Prospectus Supplement. If so specified in the related Prospectus Supplement, the aggregate of the Asset Values of the Mortgage Assets pledged to secure a Series or comprising the Trust Fund, as the case may be, will not be less than the initial Aggregate Outstanding Principal of the related Series at the date of issuance thereof.

    With respect to the Mortgage Assets pledged to collateralize the Bonds of a Series, or comprising the Trust Fund, as the case may be, as of any date, the Aggregate Asset Value, unless otherwise specified in the related Prospectus Supplement, shall be equal to the aggregate of the Asset Values for each Mortgage Loan or Private Mortgage-Backed Security or other Mortgage Assets in the Trust Estate or Trust Fund, as applicable, for a Series of Securities plus the amount, if any, remaining in the Collection Account and any other Pledged Fund or Account subsequent to an initial deposit therein on the Delivery Date, together with Reinvestment Income thereon, if any, at the Assumed Reinvestment Rate, if any.

    There are a number of alternative means of determining Asset Value of the Mortgage Assets, including determinations based on the discounted present value of the remaining scheduled payments on such Mortgage Assets, determinations based on the relationship between the interest rate borne by such Mortgage Assets and the Bond Interest Rate or Rates or Certificate Interest Rate or Rates for the related Classes of Securities, or based upon the aggregate outstanding principal balances of the Mortgage Assets. If applicable, the Prospectus Supplement for a Series will specify the method or methods and summarize the related assumptions used to determine the Asset Values of the Mortgage Assets for such Series of Securities.

    The Assumed Reinvestment Rate, if any, for a Series will be the rate on which amounts deposited in the Collection Account will be assumed to accrue interest or a rate insured or guaranteed by means of a surety bond, Guaranteed Investment Contract, or similar arrangement. If the Assumed Reinvestment Rate is insured or guaranteed, the related Prospectus Supplement will set forth the terms of such arrangement.

PAYMENTS OR DISTRIBUTIONS OF INTEREST

    Each Class of a Series (other than a Class of Zero Coupon Securities or Principal Only Securities) will accrue interest at the rate per annum specified, or in the manner determined and set forth, in the related Prospectus Supplement (calculated on the basis of a 360-day year of twelve 30-day months, unless otherwise specified in the related Prospectus Supplement). Interest on all Securities which accrue interest, other than Compound Interest Securities, will be due and payable on the Payment Dates or Distribution Dates specified in the related Prospectus Supplement. However, failure to pay interest on a current basis may not necessarily be an Event of Default with respect to a particular Series of Securities. Unless otherwise specified in the related Prospectus Supplement, payment of interest on a Class of Compound Interest Securities will commence only following the Accrual Termination Date. Prior to such time, interest on such Class of Compound Interest Securities will accrue and the amount of interest so accrued will be added to the principal thereof on each Payment Date or Distribution Date. Following the applicable Accrual Termination Date, interest payments will be made on such Class on the Compound Value of such Class. The Compound Value of a Class of Compound Interest Securities equals the original principal amount of the Class, plus accrued and unpaid interest added to such Class through the immediately preceding Payment Date or Distribution Date, less any principal payments previously made on that Class, and if specified in the related Prospectus Supplement, losses allocable thereto. Each payment of interest on each Class of Securities (or addition to principal of a Class of Compound Interest Securities) on a Payment Date or Distribution Date will include all interest accrued during the related Interest Accrual Period preceding such Payment Date or Distribution Date, which Interest Accrual Period will end on the day preceding each Payment Date or Distribution Date or such earlier date as may be specifie in the related Prospectus Supplement. If the Interest Accrual Period for a Series ends on a date other than a Payment Date or Distribution Date for such Series, the yield realized by the holders of such Securities may be lower than the yield that would result if the Interest Accrual Period ended on such Payment Date or Distribution Date. Additionally, if so specified in the related Prospectus Supplement, interest accrued for an Interest Accrual Period for one or more Classes may be calculated on the assumption that principal payments (and additions to principal of the Securities), and allocations of losses on the Primary Assets (if so specified in the related Prospectus Supplement), are made on the first day of the preceding Interest Accrual Period and not on the Payment Date or Distribution Date for such preceding Interest Accrual

Period when actually made or added. Such method would produce a lower effective yield than if interest were calculated on the basis of the actual principal amount outstanding.

    To the extent provided in the related Prospectus Supplement, a Series may include one or more Classes of Variable Interest Securities. The Variable Interest Rate of Variable Interest Securities will be a variable or adjustable rate, subject to a Maximum Variable Interest Rate and a Minimum Variable Interest Rate. It is the Issuer's present intention, subject to changing market conditions, that the Variable Interest Rate formula or index be based on an established financial index in the national or international financial markets. The Variable Interest Payment Dates or Variable Interest Distribution Dates, as applicable, for Variable Interest Securities will be set forth in the related Prospectus Supplement and need not be the same as the Payment Dates or Distribution Dates for other Securities in such Series, but may be either more or less frequent. Unless otherwise specified in the related Prospectus Supplement or herein, references to Payment Date or Distribution Dates include Variable Interest Payment Dates or Variable Interest Distribution Dates, as applicable. For each Class of Variable Interest Securities, the related Prospectus Supplement will set forth the initial Bond Interest Rate or Certificate Interest Rate, as applicable, (or the method of determining it), the Variable Interest Period and the formula, index or other method by which the Bond Interest Rate or Certificate Interest Rate, as applicable, for each Variable Interest Period will be determined.

    Interest Only Securities or Interest Weighted Securities, among others, may be assigned a "Notional Amount" which is used solely for convenience in expressing the calculation of interest and for certain other purposes. Unless otherwise specified in the related Prospectus Supplement, the Notional Amount will be determined at the time of issuance of such Securities based on the principal balances or Bond Value of the Mortgage Loans attributable to the Securities of a Series entitled to receive principal, and will be adjusted monthly over the life of the Securities based upon adjustments to the Asset Value or principal amounts of such Mortgage Loans. Reference to the Notional Amount is solely for convenience in certain calculations and does not represent the right to receive any distributions allocable to principal.

    If so specified in the related Prospectus Supplement, if funds in the Collection Account are insufficient to make required payments of interest to Bondholders or Certificateholders on any Payment Date or Distribution Date, as applicable, amounts available for payment to the Bondholders or Certificateholders of each Class will be allocated pro rata in the proportion in which the outstanding principal balance of each Bond or Certificate bears to the aggregate outstanding principal balance of all Bonds or Certificates of such Class, except that Subordinate Bondholders or Subordinate Certificateholders, if any, will not, unless otherwise specified in the related Prospectus Supplement, receive any payments of interest on the Subordinate Bonds or Subordinate Certificates until Senior Bondholders or Senior Certificateholders receive payments of interest due them (in each case as described in the related Prospectus Supplement).

PAYMENTS OR DISTRIBUTIONS OF PRINCIPAL

    On each Payment Date or Distribution Date for a Series, the Issuer will make principal payments to the holders of the Securities of such Series on which principal is then due and payable. Payments of principal on a Series will be allocated among Classes of such Series in the order of priority and amounts specified in the related Prospectus Supplement. All payments or distributions of principal of Securities of a Class will be applied either on a pro rata or random lot basis, as specified in the related Prospectus Supplement.

    Except as specified otherwise in the related Prospectus Supplement, the total amount of principal payments or distributions required to be made on the Securities of any Series on a Payment Date or Distribution Date (the "Principal Payment Amount") will be determined as specified in the related Prospectus Supplement. If the Series of Bonds has a Class of PAC Securities, such PAC Securities will have certain priorities of payment with respect to principal to the extent of certain targeted amounts with respect to each Payment Date or Distribution Date, as set forth in the related Prospectus Supplement.

There can be no assurance that the Principal Payment Amount on any Payment Date or Distribution Date will be sufficient to pay in full the PAC Amount payable on such Payment Date or Distribution Date. The failure to pay in full the PAC Amount payable on a Payment Date or Distribution Date shall not constitute an Event of Default under the Indenture or Trust Agreement.

    If so specified in the related Prospectus Supplement, on any Payment Date or Distribution Date on which the principal balance of the Mortgage Assets is reduced due to losses on the Mortgage Assets, (i) the amount of such losses will be allocated first, to reduce the Aggregate Outstanding Principal of the Subordinate Bonds or Subordinate Certificates or other subordination, if any, and, thereafter, to reduce the Aggregate Outstanding Principal of the remaining Securities in the priority and manner specified in such Prospectus Supplement until the Aggregate Outstanding Principal of each Class of Securities so specified has been reduced to zero or paid in full, thus, reducing the amount of principal payable on each such Class of Securities or (ii) such losses may be allocated in any other manner set forth in the related Prospectus Supplement. Unless otherwise specified in the related Prospectus Supplement, such reductions of principal of a Class or Classes of Securities shall be allocated to the holders of the Securities of such Class or Classes pro rata in the proportion which the outstanding principal of each Security of such Class or Classes bears to the Aggregate Outstanding Principal of all Securities of such Class.

    One or more Classes of a Series may consist of Subordinate Bonds or Subordinate Certificates. Subordinate Bonds or Subordinate Certificates may be included in a Series to provide credit support as described herein under "ENHANCEMENT" in lieu of or in addition to other forms of credit support. The extent of subordination of a Class of Subordinate Bonds or Subordinate Certificates may be limited as described in the related Prospectus Supplement. See "ENHANCEMENT." If the Mortgage Assets are divided into separate Mortgage Groups securing separate Classes of a Series, credit support may be provided by a cross-support feature which requires that distributions be made to Senior Bonds or Senior Certificates secured by one Mortgage Group prior to making distributions on Subordinate Bonds or Senior Certificates secured by another Mortgage Group within the Trust Estate or Trust Fund. Subordinate Bonds or Subordinate Certificates will be offered hereby and by the related Prospectus Supplement so long as such Bonds or Certificates are rated in one of the four highest rating categories by at least one Rating Agency.

SPECIAL REDEMPTION

    If specified in the related Prospectus Supplement, the Bonds of a Series may be subject to special redemption on the day of any month specified therein if, as a result of the prepayment experience on the Mortgage Assets securing such Bonds or the low yield available for reinvestment or both, the Trustee determines (based on assumptions specified in the Indenture and after giving effect to the amounts, if any, available to be withdrawn from any Reserve Fund for such Series) that the amount anticipated to be available in the Collection Account on the date specified in the related Prospectus Supplement for such Series, is anticipated to be insufficient to pay debt service on the Bonds of such Series on such Payment Date. The principal amount of Bonds of such Series required to be so redeemed will not exceed the Principal Payment Amount otherwise required to be paid on the next Payment Date. Therefore, the primary result of such a special redemption of Bonds is payment of principal prior to the next scheduled Payment Date.

    To the extent described in the related Prospectus Supplement, Bonds of a Series may be subject to special redemption in whole or in part following certain defaults under an Enhancement Agreement and, in certain other events, at the Redemption Price.

    All payments of principal pursuant to any special redemption will be made in the order of priority and in the manner specified in the related Prospectus Supplement. Notice of any special redemption will be mailed by the Issuer or the Trustee prior to the Special Redemption Date. Unless otherwise specified in the related Prospectus Supplement, the Redemption Price for any Bonds so redeemed will be equal to

100% of the principal amount of such Bonds (or 100% of the Compound Value of any Compound Interest Securities) or portions thereof so redeemed, together with interest accrued thereon to the date specified in the related Prospectus Supplement.

    In the event that Mortgage Assets having an Aggregate Bond Value at least equal to the original Aggregate Outstanding Principal of a Series is not pledged and delivered to the Trustee on the related Closing Date, the Issuer will deposit cash or Eligible Investments on an interim basis with the Trustee on such Closing Date in lieu of such Undelivered Mortgage Assets. If Mortgage Assets are not subsequently delivered within 90 days of issuance of the Bonds, the amount of such deposit corresponding to principal may be used to pay a corresponding amount of principal of the Bonds to the extent set forth, and on the Payment Dates specified, in the Prospectus Supplement.

OPTIONAL REDEMPTION

    The Issuer, or such other Person specified in the related Prospectus Supplement, may, at its option and if so specified in the related Prospectus Supplement, redeem, in whole or in part, one or more Classes of any Series on any Payment Date for such Series on or after the dates, if any, specified in such Prospectus Supplement. Notice of such redemption will be given by the Issuer or Trustee prior to the Redemption Date. In the case of a REMIC, the Issuer may effect an optional redemption only if it qualifies as a "qualified liquidation" under Section 860F of the Code. The Redemption Price for any Bond so redeemed will be equal to 100% of the outstanding principal amount of such Bond, together with interest accrued thereon to the date specified in the related Prospectus Supplement.

MANDATORY REDEMPTION

    If specified in the related Prospectus Supplement, Bonds of one or more Classes of a Series ("Individual Investor Bonds") may be subject to mandatory redemption by lot or by such other method set forth in the Prospectus Supplement. Except as otherwise specified in the related Prospectus Supplement, no Bonds of a particular Class will be redeemed until all Bonds in each Class having a higher priority of redemption have been paid in full. Residual Interest Bonds will not be redeemed except in connection with the liquidation of the applicable REMIC, in which event the Residual Interest Bonds of the applicable Series will be redeemed in full.

    Individual Investor Bonds within a Class will be selected for redemption by random lot in $1,000 units after all redemptions requested by holders of Individual Investor Bonds in the Class have been made or by such other method set forth in the Prospectus Supplement. Procedures relating to optional redemptions requested by holders of Individual Investor Bonds and to mandatory redemptions by the Issuer of Individual Investor Bonds, and the Class priorities, if any, and conditions with respect to such redemptions, will be described in the related Prospectus Supplement.

OPTIONAL TERMINATION

    If so specified in the related Prospectus Supplement for a Series, the Depositor, the Servicer, or another entity designated in the related Prospectus Supplement may, at its option, cause an early termination of a Trust Fund by repurchasing all of the Mortgage Assets from such Trust Fund on or after a date specified in the related Prospectus Supplement, or on or after such time as the aggregate outstanding principal amount of the Certificates is less than a specified percentage of their initial aggregate principal amount. In the case of a Trust Fund for which one or more REMIC elections have been made, the Trustee must conduct the optional termination so as to constitute a "qualified liquidation" under Section 860F of the Code. See "THE TRUST AGREEMENT--Termination."

OPTIONAL REPURCHASE OF CERTIFICATES

    If so specified in the related Prospectus Supplement for a Series, one or more Classes of the Certificates of such Series may be repurchased, in whole or in part, at the option of the Depositor, at such times and under the circumstances specified in such Prospectus Supplement. Notice of any such repurchase must be given by the Trustee prior to the optional repurchase date, as specified in the related Prospectus Supplement. The repurchase price for any Certificate so repurchased will be set forth in the related Prospectus Supplement.

OTHER REPURCHASES

    If so specified in the related Prospectus Supplement for a Series, any Class of the Certificates of such Series may be subject to repurchase at the request of the holders of such Class or to mandatory repurchase by the Depositor. Any such redemption at the request of holders or mandatory repurchase with respect to a Class of a Series of the Certificates will be described in the related Prospectus Supplement and will be on such terms and conditions as described therein.

                      YIELD AND PREPAYMENT CONSIDERATIONS

TIMING OF PAYMENT OR DISTRIBUTION OF INTEREST AND PRINCIPAL

    Each payment or distribution of interest on the Securities (or addition to principal of a Class of Compound Interest Securities) on a Payment Date or Distribution Date will include all interest accrued during the Interest Accrual Period specified in the related Prospectus Supplement preceding such Payment Date or Distribution Date. If the Interest Accrual Period for a Series ends on a date other than a Payment Date or Distribution Date for such Series, the yield realized by the holders of such Securities may be lower than the yield that would result if the Interest Accrual Period ended on such Payment Date or Distribution Date. Additionally, if so specified in the related Prospectus Supplement, interest accrued for an Interest Accrual Period for one or more Classes may be calculated on the assumption that principal payments or distributions (and additions to principal of the Securities) and allocations of losses on the Mortgage Assets are made on the first day of the preceding Interest Accrual Period and not on the Payment Date or Distribution Date with respect to such preceding Interest Accrual Period. Such method would produce a lower effective yield than if interest were calculated on the basis of the actual principal amount outstanding during such Interest Accrual Period.

PRINCIPAL PREPAYMENTS

    The yield to maturity or final distribution on the Securities will be affected by the rate of principal payments on the Mortgage Loans (including principal prepayments resulting from both voluntary prepayments by the Mortgagors and involuntary liquidations). The rate at which principal prepayments occur on the Mortgage Loans will be affected by a variety of factors, including, without limitation, the terms of the Mortgage Loans, the level of prevailing interest rates, the availability of mortgage credit and economic, tax, legal and other factors. The rate of principal payments or distributions on the Securities will correspond to the rate of principal payments on the Mortgage Assets. Principal prepayments on the Mortgage Assets are likely to be affected by the existence of provisions prohibiting prepayment of a Mortgage Loan underlying or comprising the Mortgage Assets for a defined period of time (a "Lock-Out Period") or provisions requiring the payment of a prepayment premium in the event of a prepayment (a "Yield Maintenance Payment"), and by the extent to which the Primary Servicer is able to enforce such provisions. Mortgage Loans with a Lock-Out Period or a Yield Maintenance Payment, to the extent enforceable, generally would be expected to experience a lower rate of principal prepayments than otherwise identical Mortgage Loans without such provisions, with shorter Lock-Out Periods or with lower Yield Maintenance Payments.

    If the purchaser of a Security offered at a discount calculates its anticipated yield to maturity or final distribution based on an assumed rate of distributions of principal that is faster than that actually experienced on the Mortgage Loans, the actual yield to maturity or final distribution will be lower than that so calculated. Conversely, if the purchaser of a Security offered at a premium calculates its anticipated yield to maturity or final distribution based on an assumed rate of distributions of principal that is slower than that actually experienced on the Mortgage Loans, the actual yield to maturity or final distribution will be lower than that so calculated.

    The timing of changes in the rate of principal prepayments on the Mortgage Loans may significantly affect an investor's actual yield to maturity, even if the average rate of distributions of principal is consistent with an investor's expectation. In general, the earlier a principal prepayment is received on the Mortgage Loans and paid on an investor's Securities, the greater the effect on such investor's yield to maturity or final distribution. The effect on an investor's yield of principal payments or distributions occurring at a rate higher (or lower) than the rate anticipated by the investor during a given period may not be offset by a subsequent like decrease (or increase) in the rate of principal payments or distributions.

PREPAYMENTS AND WEIGHTED AVERAGE LIFE

    The Stated Maturity for a Class is the date specified in the related Prospectus Supplement, calculated on the basis of the assumptions applicable to such Series set forth therein, no later than which the entire Aggregate Outstanding Principal thereof will be fully paid.

    The rate of return on reinvestment of distributions of principal and interest on the Mortgage Assets securing a Series, the rates at which principal payments are received on such Mortgage Assets and the rate at which payments are made from any Reserve Fund or other Enhancement for such Series may affect the ultimate maturity of each Class of such Series. Prepayments on the Mortgage Assets will accelerate the rate at which principal is paid or distributed on the Securities. High reinvestment rates tend to increase the amount of Excess Cash Flow, which, to the extent applied to principal payments or distributions on the Securities, will accelerate principal payments or distributions on such Securities.

    Weighted average life refers to the average amount of time that will elapse from the date of issue of a security until each dollar of principal of such security will be repaid to the investor. The weighted average life of the Securities of a Series will be influenced by the rate at which principal on the Mortgage Loans comprising or underlying the Mortgage Assets pledged as security for such Bonds, or deposited in the Trust Fund, as the case may be, is paid, which may be in the form of scheduled amortization or prepayments (for this purpose, the term "prepayment" includes prepayments, in whole or in part, and liquidations due to default).

    The rate of principal prepayments on pools of mortgages is influenced by a variety of economic, demographic, geographic, tax, legal and other factors. The rate of prepayments of housing loans has fluctuated significantly in recent years. In general, however, if prevailing interest rates fall significantly below the interest rates on the Mortgage Loans comprising or underlying the Mortgage Assets pledged as security for a Series, such Mortgage Loans are likely to be the subject of higher principal prepayments than if prevailing rates remain at or above the rates borne by such mortgages. In this regard, it should be noted that certain Mortgage Assets pledged as security for a Series may be backed by Mortgage Loans with different interest rates and the stated pass-through or pay-through interest rate of certain Mortgage Assets may be a number of percentage points less than the underlying Mortgage Loans. In addition, the weighted average life of the Securities may be affected by the varying maturities of the Mortgage Loans comprising or underlying the Mortgage Assets. If any Mortgage Loans comprising or underlying the Mortgage Assets for a Series have actual terms to maturity of less than those assumed in calculating Stated Maturity or the Final Scheduled Distribution Date, one or more Classes of the Series may be fully paid prior to their respective Stated Maturities or the Final Scheduled Distribution Dates, even in the absence of prepayments and a reinvestment return higher than the Assumed Reinvestment Rate, if any. Accordingly, the prepayment experience of the Mortgage Assets will, to some extent, be a function of the mix of interest rates and maturities of the Mortgage Loans comprising or underlying such Mortgage Assets. See "SECURITY FOR THE BONDS AND CERTIFICATES."

    Prepayments on loans are also commonly measured relative to a prepayment standard or model, such as the Constant Prepayment Rate ("CPR") prepayment model or the Standard Prepayment Assumption ("SPA") prepayment model, each as described below. CPR represents a constant assumed rate of prepayment each month relative to the then outstanding principal balance of a pool of loans for the life of such loans. SPA represents an assumed rate of prepayment each month relative to the then outstanding principal balance of a pool of loans. A prepayment assumption of 100% of SPA assumes prepayment rates of 0.2% per annum of the then outstanding principal balance of such loans in the first month of the life of the loans and an additional 0.2% per annum in each month thereafter until the thirtieth month. Beginning in the thirtieth month and in each month thereafter during the life of the loans, 100% of SPA assumes a constant prepayment rate of 6% per annum each month.

    Neither CPR nor SPA nor any other prepayment model or assumption purports to be a historical description of prepayment experience or a prediction of the anticipated rate of prepayment of any pool of loans, including the Mortgage Loans underlying or comprising the Mortgage Assets. Thus, it is likely that prepayment of any Mortgage Loans comprising or underlying the Mortgage Assets for any Series will not conform to any particular level of CPR or SPA.

    The Issuer is not aware of any publicly available statistics that set forth prepayment experience or prepayment forecasts of commercial or multifamily mortgage loans over an extended period of time.

    Except with respect to Interest Only Securities, the Prospectus Supplement will contain tables setting forth the projected weighted average life of each Class of such Series and the percentage of the original principal amount of each Class of such Series that would be outstanding on specified Payment Dates or Distribution Dates for such Series based on the assumptions stated in such Prospectus Supplement, including assumptions that prepayments on the Mortgage Loans comprising or underlying the related Mortgage Assets are made at rates corresponding to various percentages of CPR, SPA or at such other rates specified in such Prospectus Supplement. Such tables and assumptions are intended to illustrate the sensitivity of weighted average life of the Securities to various prepayment rates and will not be intended to predict or to provide information which will enable investors to predict the actual weighted average life of the Securities or prepayment rates of the Mortgage Loans comprising or underlying the related Mortgage Assets. It is unlikely that prepayment of any Mortgage Loans comprising or underlying the Mortgage Assets for any Series will conform to any particular level of CPR, SPA or any other rate specified in the related Prospectus Supplement.

OTHER FACTORS AFFECTING WEIGHTED AVERAGE LIFE

    TYPE OF MORTGAGE LOAN. Mortgage Loans comprising or underlying the Mortgage Assets may consist of ARMs. The rate of principal prepayments with respect to ARMs has fluctuated in recent years. ARMs may be subject to a greater rate of principal prepayments in a declining interest rate environment. For example, if prevailing interest rates fall significantly below the then current mortgage interest rates on the Mortgage Loans, the rate of prepayment on the Mortgage Loans would be expected to increase. Conversely, if prevailing interest rates rise significantly above the then current mortgage interest rates on the Mortgage Loans, the rate of prepayment on the Mortgage Loans would be expected to decrease. No assurances can be given as to the rate of prepayments on the Mortgage Loans in stable or changing interest rate environments.

    A number of Mortgage Loans may have balloon payments due at maturity, and because the ability of a borrower to make a balloon payment typically will depend upon its ability either to refinance the loan or to sell the related Mortgaged Property, there is a risk that a number of Mortgage Loans having balloon payments may default at maturity, or that the Servicer, the Master Servicer or the Special Servicer, if any, may extend the maturity of such a Mortgage Loan in connection with a workout. In the case of defaults, recovery of proceeds may be delayed by, among other things, bankruptcy of the borrower or adverse conditions in the market where the property is located. In order to minimize losses on defaulted Mortgage Loans, the Servicer, the Master Servicer or the Special Servicer, if any, may, to the extent and under the circumstances set forth in the related Prospectus Supplement, be given considerable flexibility to modify Mortgage Loans which are in default or as to which a default is reasonably foreseeable. Any defaulted balloon payment or modification which extends the maturity of a Mortgage Loan will tend to extend the weighted average life of the Securities thereby lengthening the period of time elapsed from the date of issuance of a Security until each dollar of principal will be repaid to the investor.

    FORECLOSURES AND PAYMENT PLANS. The number of foreclosures and the principal amount of the Mortgage Loans comprising or underlying the Mortgage Assets which are foreclosed in relation to the number of Mortgage Loans which are repaid in accordance with their terms will affect the weighted average life of the Mortgage Loans comprising or underlying the Mortgage Assets and that of the related Series of Securities. Servicing decisions made with respect to the Mortgage Loans, including the use of payment plans prior to a demand for acceleration and the restructuring of Mortgage Loans in bankruptcy proceedings, may also have an impact upon the payment patterns of particular Mortgage Loans. The return to Holders of Securities may be adversely affected by servicing policies and decisions relating to foreclosures.

    DUE ON SALE CLAUSES. Acceleration of mortgage payments as a result of certain transfers of underlying Mortgaged Property is another factor affecting prepayment rates that may not be reflected in the prepayment standards or models used in the relevant Prospectus Supplement. A number of the Mortgage Loans underlying Private Mortgage-Backed Securities and Mortgage Loans in a Mortgage Pool may include "due-on-sale" clauses which allow the holder of the Mortgage Loans to demand payment in full of the remaining principal balance of the Mortgage Loans upon sale or certain other transfers of the underlying Mortgaged Property. Except as otherwise described in the Prospectus Supplement for a Series, the Primary Servicer of Mortgage Loans comprising or underlying Mortgage Assets securing such Series will not exercise its right to enforce any "due-on-sale" clause applicable to the related Mortgage Loan so long as the new mortgagor satisfies the applicable underwriting criteria for similar loans serviced by the Primary Servicer. The Primary Servicer will not enforce such clause to the extent enforcement would be unlawful or would prejudice recovery under any applicable Insurance Policy. If the Primary Servicer determines not to enforce such "due-on-sale" clause, it will enter into an assumption and modification agreement with the person to whom the Mortgaged Property is to be conveyed. FHA Loans are not permitted to contain "due-on-sale" clauses and are freely assumable by qualified persons.

    SINGLE MORTGAGE LOAN OR SINGLE OBLIGOR. The Mortgage Assets securing a Series may consist of a single Mortgage Loan or obligations of a single obligor or related obligors as specified in the related Prospectus Supplement. Assumptions used with respect to the prepayment standards or models based upon analysis of the behavior of mortgage loans in a larger group will not necessarily be relevant in determining prepayment experience on a single Mortgage Loan or with respect to a single obligor.

                    SECURITY FOR THE BONDS AND CERTIFICATES

GENERAL

    Each Series of Bonds will be secured by a pledge by the Issuer to the Trustee of all right, title and interest of the Issuer in the Primary Assets for such Series, and each Series of Certificates will represent a beneficial interest in a Trust Fund comprised of Primary Assets transferred to the Trustee by the Depositor. The Primary Assets may include (a) Mortgage Assets directly owned by the Issuer, (b) amounts payable under the Mortgage Assets, (c) funds, instruments or securities deposited or held from time to time in any Reserve Fund, (d) funds, instruments or securities initially deposited in the Collection Account for such Series, (e) an assignment of leases and rents, if any, (f) reinvestment income, if any, on moneys deposited in any Pledged Fund or Account, (g) Enhancement Agreements, if any, (h) Servicing Agreements, if any, related to the Mortgage Loans of such Series, and (i) other funds, instruments or securities specified as Primary Assets in the related Prospectus Supplement.

    To the extent specified in the related Prospectus Supplement, certain amounts received by the Trustee or a Servicer with respect to a Private Mortgage-Backed Security or Mortgage Loan securing a Series may not be pledged as Mortgage Assets for such Series or deposited into the Trust Fund for such Series, as the case may be, but will be payable to the seller of such Private Mortgage-Backed Security or Mortgage Loan or to a Servicer free and clear of the lien of the Indenture, or interest granted under the Trust Agreement.

    Mortgage Assets for a Series may consist of any combination of the following to the extent and as specified in the related Prospectus Supplement: (a) Mortgage Loans or participation interests therein and (b) Private Mortgage-Backed Securities. Mortgage Loans for a Series will be purchased by the Issuer directly or through an affiliate in the open market or in privately negotiated transactions. Private Mortgage-Backed Securities will in turn be secured by Underlying Collateral which will consist of Mortgage Loans. Participation interests pledged as Mortgage Assets for a Series may be acquired by the Issuer pursuant to a Participation Agreement or may be purchased in the open market.

    The Trustee or its agents or nominees will have possession of any Mortgage Loans constituting Mortgage Assets and will be the registered owner of any Private Mortgage-Backed Security which constitutes Mortgage Assets. The Trustee will not, unless otherwise specified in the related Prospectus Supplement, be in possession of or be the registered owner of any Underlying Collateral for any Private Mortgage-Backed Security. See "Private Mortgage-Backed Securities" below.

    Unless otherwise specified in the related Prospectus Supplement for a Series, scheduled distributions of principal of and interest on the Mortgage Assets pledged to secure a Series or deposited into the Trust Fund for such Series, as the case may be, the amounts available to be withdrawn from any related Reserve Fund, the amount of cash, if any, initially deposited in the related Collection Account and any other Mortgage Assets pledged to secure such Series or deposited into the Trust Fund for such Series, as the case may be, together with the Reinvestment Income thereon at the Assumed Reinvestment Rate, if any, will be sufficient irrespective of the rate of prepayments on the Mortgage Assets to make required payments of interest on the Securities of such Series and to retire each Class of such Series not later than its Stated Maturity or Final Scheduled Distribution Date, as applicable. See "YIELD AND PREPAYMENT CONSIDERATIONS." The Mortgage Assets for a Series will equally and ratably secure each Class of such Series, or will represent beneficial interest in the Trust Fund, as the case may be, without priority of one Class over the other (subject to any subordination of Subordinate Securities of a Series as set forth in the related Prospectus Supplement), and the Mortgage Assets securing each Series, or comprising the Trust Fund, will serve as Mortgage Assets only for that Series.

MORTGAGE LOANS

    GENERAL. Mortgage Loans for a Series may consist of Mortgage Loans or participation interests therein. Mortgage Loans comprising the Mortgage Assets, Mortgage Loans in which participation interests are conveyed to the Trustee, and Mortgage Loans underlying Private Mortgage-Backed Securities are referred to herein as the "Mortgage Loans." Some of the Mortgage Loans may have been originated by or acquired from an affiliate of the Issuer and an affiliate of the Issuer may be an obligor with respect to a Mortgage Loan. Mortgage Loans may, as specified in the related Prospectus Supplement, consist of fixed rate, level payment, fully amortizing Mortgage Loans, ARMs or Mortgage Loans having balloon or other payment characteristics as described in the related Prospectus Supplement. ARMs may have a feature which permits the borrower to convert the rate thereon to a fixed rate. Unless otherwise specified in the applicable Prospectus Supplement, the Mortgage Loans will be secured by first mortgages or deeds of trust or other similar security instruments creating a first lien on Mortgaged Property.

    The Mortgaged Properties may include Multifamily Property (i.e., multifamily residential rental properties or cooperatively owned properties consisting of five or more dwelling units) or Commercial Property. Multifamily Property may include mixed commercial and residential structures and may consist of property securing FHA-insured Mortgage Loans made by private lending institutions to help finance construction or substantial rehabilitation of the related multifamily rental or cooperative housing for moderate-income or displaced families. See "DESCRIPTION OF INSURANCE ON THE MORTGAGE LOANS--FHA Insurance."

    Each Mortgaged Property will be located on land owned in fee simple by the Mortgagor or on land leased by the Mortgagor for a term at least two years greater than the term of the related Mortgage Loan. Unless otherwise specified in the related Prospectus Supplement, the fee interest in leased land will be subject to the lien securing the related Mortgage Loan. Mortgage Loans secured by Multifamily Property or Commercial Property will generally also be secured by an assignment of leases and rents and/or operating or other cash flow guarantees relating to the Mortgage Loan.

    If so specified in the related Prospectus Supplement, Mortgage Loans relating to real estate projects under construction may be included in the Mortgage Assets for a Series. The related Prospectus Supplement will set forth the procedures and timing for making disbursements from construction reserve funds as portions of the related real estate project are completed. If permitted by applicable law, the Mortgage Pool may also include Mortgaged Properties acquired by foreclosure or by deed-in-lieu of foreclosure ("REO Property"). To the extent specified in the related Prospectus Supplement, the Servicer, the Master Servicer or the Special Servicer, if any, may establish and maintain a trust account or accounts to be used in connection with REO Properties and other Mortgaged Properties being operated by it or on its behalf on behalf of the Trust Estate or the Trust Fund, as the case may be, by the mortgagor as debtor-in-possession or otherwise. See "SECURITY FOR THE BONDS AND CERTIFICATES--Maintenance of Insurance Policies and Other Servicing Procedures; Presentation of Claims; Realization Upon Defaulted Mortgage Loans." In addition, the Mortgage Pool for a particular Series may include Mortgage Loans which consist of cash flow mortgages, installment contracts, mortgage loans with equity features or other mortgage loans described in the related Prospectus Supplement.

    The related Prospectus Supplement for each Series will provide information with respect to the Mortgage Pool as of the Cut-Off Date, including, among other things, (a) the aggregate unpaid principal balance of the Mortgage Loans comprising the Mortgage Pool; (b) the weighted average Mortgage Rate on the Mortgage Loans, and, in the case of adjustable Mortgage Rates, the weighted average of the current adjustable Mortgage Rates, the minimum and maximum permitted adjustable Mortgage Rates, if any, and the weighted average thereof;
(c) the average outstanding principal balance of the Mortgage Loans; (d) the weighted average remaining scheduled term to maturity of the Mortgage Loans and the range of remaining scheduled terms to maturity; (e) the range of Loan-to-Value Ratios of the Mortgage Loans; (f) the relative percentage (by principal balance as of the Cut-Off Date) of Mortgage Loans that are ARMs, fixed interest rate, FHA Loans or other types of Mortgage Loans; (g) any Enhancement relating to the Mortgage Pool; (h) the relative percentage (by principal balance as of the Cut-Off Date) of Mortgage Loans that are secured by Multifamily Property or Commercial Property; (i) the geographic dispersion of Mortgaged Properties securing the Mortgage Loans; and (j) the use or type of each Mortgaged Property securing a Mortgage Loan. The related Prospectus Supplement will also specify other characteristics of Mortgage Loans which may be included in the Mortgage Pool for a Series. If Private Mortgage-Backed Securities representing ownership interests in multiple mortgage pools constitute Mortgage Assets for a Series, the

Prospectus Supplement will set forth, to the extent available, the above-specified information on an aggregate basis for the respective mortgage pools. If specific information respecting the Mortgage Loans is not known to the Issuer at the time the related Series is initially offered, more general information of the nature described above will be provided in the Prospectus Supplement, and final specific inforation will be set forth in a Current Report on Form 8-K to be available to investors on the date of issuance of the Series and to be filed with the Commission within 15 days after the initial issuance of such Series.

    If so specified in the related Prospectus Supplement, the terms of a Mortgage Loan may provide that upon the sale of the Mortgaged Property, the obligor may, in lieu of the payment in full of the amount of principal and interest then outstanding or accrued on the related Mortgage Loan, irrevocably deposit cash or other specified obligations into an account with the Trustee in an amount which, together with interest thereon, will be sufficient to make timely payments or distributions of principal and interest on the Mortgage Loan and, therefore, on the Securities according to their terms.

    The characteristics of the Mortgage Loans comprising or underlying the Mortgage Assets may affect the rate of prepayment of Securities and the risk of delinquencies, foreclosures and losses. See "RISK FACTORS" and "YIELD AND PREPAYMENT CONSIDERATIONS."

    MORTGAGE UNDERWRITING STANDARDS AND PROCEDURES. The underwriting procedures and standards for Mortgage Loans included in a Mortgage Pool will be specified in the related Prospectus Supplement to the extent such procedures and standards are known or available. Such Mortgage Loans may be originated in contemplation of the transactions contemplated by this Prospectus and the related Prospectus Supplement. If stated in the related Prospectus Supplement, the originator of the Mortgage Loans (or another entity specified in the related Prospectus Supplement) will make representations and warranties concerning compliance with such underwriting procedures and standards.

    Except as otherwise set forth in the related Prospectus Supplement for a Series, the originator of a Mortgage Loan will have applied underwriting procedures intended to evaluate, among other things, the income derived from the Mortgaged Property, the capabilities of the management of the project, including a review of management's past performance record, its management reporting and control procedures (to determine its ability to recognize and respond to problems) and its accounting procedures to determine cash management ability, the obligor's credit standing and repayment ability and the value and adequacy of the Mortgaged Property as collateral. FHA Loans will have been originated by mortgage lenders which are approved by HUD as an FHA mortgagee in the ordinary course of their real estate lending activities and will comply with the underwriting policies of FHA. Except as described below or in the related Prospectus Supplement, the Issuer believes that underwriting procedures used were consistent with those utilized by mortgage lenders generally during the period of origination.

    Unless otherwise specified in the related Prospectus Supplement, the adequacy of a Mortgaged Property as security for repayment will generally have been determined by appraisal by appraisers selected in accordance with preestablished guidelines established by or acceptable to the loan originator for appraisers. Unless otherwise specified in the related Prospectus Supplement, the appraiser must personally inspect the property and verify that it was in good condition and that construction, if new, has been completed. Unless otherwise stated in the applicable Prospectus Supplement, the appraisal will have been based upon a cash flow analysis or a market data analysis of recent sales of comparable properties and, when deemed applicable, a replacement cost analysis based on the current cost of constructing or purchasing a similar property.

    No assurance can be given that values of the Mortgaged Properties have remained or will remain at their levels on the dates of origination of the related Mortgage Loans. Further, there is no assurance that appreciation of real estate values generally will limit loss experiences on Commercial Property or on non-traditional housing such as Multifamily Property. If the residential real estate market should experience an overall decline in property values such that the outstanding balances of the Mortgage Loans and any additional financing on the Mortgaged Properties in a particular Mortgage Pool become equal to or greater than the value of the Mortgaged Properties, the actual rates of delinquencies, foreclosures and losses could be higher than those now generally experienced in the mortgage lending industry. To the extent that such losses are not covered by the methods of Enhancement or the insurance policies described herein, the ability of the Issuer to pay principal of and interest on the Securities may be adversely affected. Even where credit support covers all losses resulting from defaults and foreclosure, the effect of defaults and foreclosures may be to increase prepayment experience on the Mortgage Assets, thus shortening weighted average life and affecting yield to maturity. See "YIELD AND PREPAYMENT CONSIDERATIONS."

    DETERMINATION OF COMPLIANCE WITH POOL REQUIREMENTS AND UNDERWRITING PROCEDURES. As more specifically set forth in the related Prospectus Supplement, the Issuer will represent and warrant, upon pledge of the Mortgage Loans to the Trustee under the Indenture or deposit of such Mortgage Loans into the Trust Fund, as applicable, among other things, as to the accuracy of the information in the related Mortgage Loan Schedule. If specified in the related Prospectus Supplement, the originator of a Mortgage Loan may make representations and warranties with respect to such Mortgage Loan. If so specified in the related Prospectus Supplement, the Issuer will assign its rights and the seller's obligations under the agreement pursuant to which the Issuer acquired the Mortgage Assets for the related Series to the Trustee.

    If so specified in the related Prospectus Supplement, upon the discovery of the breach of certain representations or warranties made by the Issuer in respect of a Mortgage Loan that materially and adversely affects the interests of the Bondholders or Certificateholders of the related Series, the Issuer will be obligated to cause the seller of such Mortgage Loans to repurchase such Mortgage Loan or deliver a substitute conforming Mortgage Loan as described below under "Repurchase and Substitution of Non-Conforming Mortgage Loans." The Trustee will be required to enforce this obligation for the benefit of the Bondholders or Certificateholders, following the practices it would employ in its good faith business judgment were it the owner of such Mortgage Loan. If so specified in the related Prospectus Supplement, the Master Servicer, if any, may be obligated to enforce such obligations rather than the Trustee.

    REPURCHASE AND SUBSTITUTION OF NON-CONFORMING MORTGAGE LOANS. The Trustee, or if so specified in the related Prospectus Supplement, a custodian, will review Mortgage Loan documents after receipt thereof. Unless otherwise provided in the related Prospectus Supplement, if any such document is found to be defective in any material respect, or if it is determined that the Issuer has breached any representation or warranty, the Trustee or the custodian shall immediately notify the Issuer and the Master Servicer, if any, and the Trustee, if the custodian. Unless otherwise specified in the related Prospectus Supplement, if the Issuer cannot cure such defect thereafter, the Issuer will be obligated to cause the seller of such Mortgage Loan to repurchase within 90 days of the execution of the related Series Supplement, or within such other period specified in the related Prospectus Supplement, the related Mortgage Loan or any property acquired in respect thereof from the Trustee at a purchase price equal to the unpaid principal balance of the Mortgage Loan (or, in the case of a foreclosed Mortgage Loan, the unpaid principal balance of such Mortgage Loan immediately prior to foreclosure) plus accrued interest.

    Unless otherwise provided in the related Prospectus Supplement, the Issuer may, rather than cause the repurchase of the Mortgage Loan as described above, remove such Mortgage Loan from the Trust Estate ("Deleted Mortgage Loan") or Trust Fund, as applicable, and substitute in its place one or more other Mortgage Loans (each, a "Substitute Mortgage Loan"); provided, however with respect to a Series for which no REMIC election is made, such substitution must be effected within the period specified in the related Prospectus Supplement. Any Substitute Mortgage Loan will, on the date of substitution, have the characteristics specified in the related Prospectus Supplement. Unless otherwise specified in the related Prospectus Supplement, this repurchase or substitution obligation constitutes the sole remedy available to the Bondholders, Certificateholders or the Trustee for a material defect in a Mortgage Loan document or for breach of representations and warranties with respect to any Mortgage Loan. With respect to Mortgage Loans underlying Private Mortgage-Backed Securities, the PMBS

Agreement may have terms relating to the repurchase or substitution obligations which differ from those set forth above.

    The Master Servicer, if any, may also make certain warranties with respect to the Mortgage Loans comprising the Mortgage Pool for a Series. See "SERVICING OF MORTGAGE LOANS--Certain Matters Regarding the Master Servicer." Upon a breach of any such warranty that materially and adversely affects the interests of Bondholders or Certificateholders of the related Series, the related Mortgage Loan will be required to be repurchased, subject to the conditions described in the preceding paragraph and in the related Prospectus Supplement. If the Master Servicer fails to repurchase such a Mortgage Loan, payment to Bondholders or Certificateholders could be reduced to the extent payments are not made on the Mortgage Loan.

    Various Servicers will provide certain customary servicing functions with respect to any Mortgage Loans pursuant to servicing agreements. Such Servicers may include affiliates of the Issuer. If so specified in the related Prospectus Supplement, a Master Servicing Agreement may be entered into between the Issuer and a Master Servicer. The Master Servicer will supervise the performance by the Servicers of their duties and responsibilities under the servicing agreements with respect to Mortgage Loans for the related Series. Alternatively, if so specified in the related Prospectus Supplement, the Master Servicer may be obligated to service Mortgage Loans directly or through one or more Servicers. In such a case, the Master Servicer will be primarily responsible for servicing of the Mortgage Loans. The specific duties to be performed by any Servicers and Master Servicer, if any, with respect to the Mortgage Loans of a particular Series will be set forth in the Prospectus Supplement to the extent they differ from the servicing obligations described herein under "SERVICING OF THE MORTGAGE LOANS." Servicers and the Master Servicer, if any, may be required to advance funds to cover delinquent payments on Mortgage Loans, to the extent specified in the related Prospectus Supplement. The Prospectus Supplement also will specify criteria to be met by each Servicer and the Master Servicer. Such criteria will be determined by the Issuer consistent with the requirements of each Rating Agency rating such Series. See "SERVICING OF MORTGAGE LOANS."

PRIVATE MORTGAGE-BACKED SECURITIES

    GENERAL. Private Mortgage-Backed Securities may consist of (a) mortgage participations and pass-through certificates, evidencing an undivided interest in a pool of Mortgage Loans, (b) debt obligations (interest payments on which may be tax-exempt in whole or in part), secured by mortgages or (c) participations or other interests in any of the foregoing. Private Mortgage-Backed Securities will have been issued pursuant to a pooling and servicing agreement, an indenture or similar agreement, or a participation agreement or similar agreement (a "PMBS Agreement"). The seller or servicer of the underlying Mortgage Loans will have entered into the PMBS Agreement with the trustee under such PMBS Agreement (the "PMBS Trustee"). The PMBS Trustee or its agent, or a custodian, will possess the Mortgage Loans, participations or other interest, underlying such Private Mortgage-Backed Security. Mortgage Loans underlying a Private Mortgage-Backed Security will be serviced by the Master Servicer directly or by one or more Servicers who may be subject to the supervision of the Master Servicer. Unless otherwise specified in the Prospectus Supplement relating to a Series, if payments with respect to interest on the underlying obligations are tax-exempt, such Prospectus Supplement will disclose the relevant federal tax characteristics relating to the tax-exempt status of such obligations.

    The issuer of the Private Mortgage-Backed Securities (the "PMBS Issuer") may be a financial institution or other entity engaged generally in the business of mortgage lending, a public agency or instrumentality of a state, local or federal government or a limited purpose corporation organized for the purpose of, among other things, establishing trusts and acquiring and selling housing loans to such trusts, and selling beneficial interests in such trusts. If so specified in the Prospectus Supplement, the PMBS Issuer may be an affiliate of the Issuer. The obligations of the PMBS Issuer will generally be limited to certain representations and warranties with respect to the assets conveyed by it to the related trust. Unless

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otherwise specified in the related Prospectus Supplement, the PMBS Issuer will not have guaranteed any of the assets conveyed to the related trust or any of the Private Mortgage-Backed Securities issued under the PMBS Agreement. Additionally, although the Mortgage Loans, participations or other interest, underlying the Private Mortgage-Backed Securities may be guaranteed by an agency or instrumentality of the United States, the Private Mortgage-Backed Securities themselves will not be so guaranteed.

    Distributions of principal and interest will be made on the Private Mortgage-Backed Securities on the dates specified in the related Prospectus Supplement. The Private Mortgage-Backed Securities may be entitled to receive nominal or no principal distributions or nominal or no interest distributions. Principal and interest distributions will be made on the Private Mortgage-Backed Securities by the PMBS Trustee or the Servicer. The PMBS Issuer or the Servicer or another person specified in the related Prospectus Supplement may have the right or obligation to repurchase or substitute assets underlying the Private Mortgage-Backed Securities after a certain date or under other circumstances specified in the related Prospectus Supplement.

    UNDERLYING MORTGAGE LOANS. The Mortgage Loans underlying the Private Mortgage-Backed Securities may consist of fixed rate, level payment, fully amortizing Mortgage Loans, ARMs, or Mortgage Loans having balloon or other special payment features. Mortgage Loans underlying the Private Mortgage-Backed Securities will be secured primarily by Multifamily Property or Commercial Property. Unless otherwise stated in the related Prospectus Supplement, the underwriting procedures set forth above will also apply to Underlying Mortgage Loans.

    ENHANCEMENT RELATING TO PRIVATE MORTGAGE-BACKED SECURITIES. Enhancement in the form of reserve funds, subordination of other private mortgage certificates issued under the PMBS Agreement, letters of credit, insurance policies or other types of credit support may be provided with respect to the Mortgage Loans, participations or other interest, underlying the Private Mortgage-Backed Securities or with respect to the Private Mortgage-Backed Securities themselves. The type, characteristics and amount of enhancement, if any, will be a function of certain characteristics of the Mortgage Loans, participations or other interest, and other factors and will have been established for the Private Mortgage-Backed Securities on the basis of requirements of the Rating Agency which assigned a rating to the Private Mortgage-Backed Securities.

    ADDITIONAL INFORMATION. The Prospectus Supplement for a Series which includes Private Mortgage-Backed Securities will specify, to the extent available, (i) the aggregate approximate principal amount and type of the Private Mortgage-Backed Securities to be included in the Trust Estate or Trust Fund, as applicable, (ii) certain characteristics of the Mortgage Loans, participations or other interests which comprise the underlying assets for the Private Mortgage-Backed Securities including (A) the payment features of such Mortgage Loans, participations or other interests (i.e., whether they are fixed rate or adjustable rate and whether they provide for fixed level payments, adjustable payments or other payment features), (B) the approximate aggregate principal balance, if known, of Underlying Mortgage Loans, participations or other interests insured or guaranteed by a governmental entity, (C) the servicing fee or range of servicing fees with respect to the Mortgage Loans, and
(D) the minimum and maximum stated maturities of the underlying Mortgage Loans, participations or other interests at origination, (iii) the maximum original term-to-stated maturity of the Private Mortgage-Backed Securities, (iv) the weighted average pass-through or bond rate of the Private Mortgage-Backed Securities or formula therefor, (v) the pass-through or bond rate or ranges thereof for the Private Mortgage-Backed Securities or formula therefor, (vi) the PMBS Issuer, Master Servicer and the PMBS Trustee for such Private Mortgage-Backed Securities, (vii) certain characteristics of enhancement, if any, such as subordination, reserve funds, insurance policies, letters of credit or guarantees relating to the Mortgage Loans, participations or other interests underlying the Private Mortgage-Backed Securities or to such Private Mortgage-Backed Securities themselves, (viii) the terms on which the Underlying Mortgage Loans, participations or other interests for such Private Mortgage-Backed Securities or the Private Mortgage-Backed Securities may, or are required to, be purhased prior to their maturity or the maturity of the Private Mortgage-Backed Securities and (ix) the terms on which Mortgage Loans, participations or other interests may be substituted for those originally underlying the Private Mortgage-Backed Securities.

SUBSTITUTION OF MORTGAGE ASSETS

    Unless otherwise provided in the related Prospectus Supplement, subject to the limitations set forth in the Indenture or Trust Agreement for a Series, the Issuer or Depositor may deliver to the Trustee other Mortgage Assets in substitution for any Mortgage Assets originally pledged as security for a Series, or deposited in the Trust Fund for a Series, as the case may be. Any such Substitute Mortgage Assets will have an outstanding principal balance or Asset Value (determined in a manner consistent with the Mortgage Assets for which it is substituted) that is less than or equal to the outstanding principal balance or Aggregate Asset Value of the Mortgage Assets for which it is substituted, unless otherwise specified in the related Prospectus Supplement, and will otherwise have such characteristics as shall be necessary to cause the Mortgage Assets, upon such substitution, to conform more fully to the description thereof set forth in the related Prospectus Supplement. Unless otherwise specified in the related Prospectus Supplement, (1) no substitution will be permitted which would delay the Stated Maturity or Final Scheduled Distribution Date, of any Class of Securities of the related Series, (2) no more than 40% of the Mortgage Assets (including any cash deposited on the Closing
Date) securing a Series may be substituted for, (3) only like kind Mortgage Assets may be substituted for Mortgage Assets (or, with respect to a substitution for cash deposited in any Pledged Fund or Account on the Closing Date, the Substitute Mortgage Assets must be of like kind as the Mortgage Assets securing the related Series) and (4) there can be no substitutions for Substitute Mortgage Assets. No substitution may be made (1) if such substitution would result in the Issuer becoming required to register as an "Investment Company" for purposes of the Investment Company Act of 1940, (2) if the Rating Agencies will, as a result of such substitution, downgrade the rating on the related Series of Securities or any Class thereof or (3) in th event that the Issuer has elected to be treated as a REMIC and such substitution would cause the REMIC to lose its status as a REMIC or result in a tax on "prohibited contributions" to or "prohibited transactions" of the REMIC.

    If the Issuer elects to treat the Mortgage Assets securing a Series of Bonds, or deposited into the Trust Fund, as a REMIC or an election is made to treat the arrangement by which a Series of Securities is issued as a REMIC, no Substitute Mortgage Assets may be pledged by the Issuer (a) in the case of the substitution for a "defective obligation" (within the meaning of Section 860G(a)(4)(B) of the Code), more than two years after the "Start Up Day" (as defined in Section 860G(a)(9) of the Code) of the REMIC, or (b) in the case of any other Mortgage Assets, more than three months after the Start Up Day.

COLLECTION ACCOUNT

    Unless otherwise provided in the related Series Supplement, a separate Collection Account for each Series will be established by the Trustee, or if the Trustee is not also the Paying Agent, by the Paying Agent, for receipt of all monthly principal and interest payments on the Primary Assets securing such Series and the amount of cash, if any, to be initially deposited therein by the Issuer, Reinvestment Income, if any, thereon and any amounts withdrawn from any Reserve Funds for such Series. If specified in the related Prospectus Supplement, Reinvestment Income, if any, or other gain from investments of moneys in the Collection Account will be credited to the Collection Account for such Series and any loss resulting from such investments will be charged to such Collection Account. Funds on deposit in the Collection Account will be available for application to the payment of principal of and interest on the Securities of the related Series and for certain other payments provided for in the Indenture or Trust Agreement and described in the related Prospectus Supplement. To the extent that amounts remaining on deposit in the Collection Account on each Payment Date or Distribution Date represent Excess Cash Flow not required to be applied to such payments or distributions, unless otherwise specified in the related Prospectus Supplement,

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
such amounts may be paid as provided in the Indenture or Trust Agreement to the Issuer (or, in the case of a REMIC, to the holder of the residual interest therein).

OTHER FUNDS OR ACCOUNTS

    A Series may also be secured by certain other funds and accounts for the purpose of, among other things, (i) paying certain administrative fees and operating expenses and (ii) accumulating funds that are credited to the Issuer's account pending their distribution to the Issuer. See "Enhancement."

INVESTMENT OF FUNDS

    The Collection Account, Servicing Accounts and certain other funds and accounts for a Series are to be invested by the Trustee or the Paying Agent, as directed by the Issuer, in certain Eligible Investments acceptable to each Rating Agency rating such Series, which may include, without limitation, (a) direct obligations of, and obligations fully guaranteed by, the United States of America, FHLMC, FNMA or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America, (b) demand and time deposits, certificates of deposit or bankers' acceptances, (c) repurchase obligations pursuant to a written agreement with respect to (1) any security described in clause (a) above or (2) any other security issued or guaranteed by an agency or instrumentality of the United States of America, (d) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state, (e) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof), (f) a Guaranteed Investment Contract, (g) certificates or receipts representing ownership interests in future interest or principal payments on obligations described in clause (a) above, and (h) any other demand, money market or time deposit obligation, security or investment acceptable to the Rating Agencies.

    Eligible Investments with respect to a Series will include only obligations or securities that mature on or before the date on which the Collection Account or any other Pledged Fund or Account for such Series are required or may be anticipated to be required to be applied for the benefit of the holders of such Series. Any gain or loss from such investments for a Series will be credited or charged to the appropriate fund or account for such Series unless otherwise specified in the related Prospectus Supplement.

GUARANTEED INVESTMENT CONTRACT

    If specified in the related Prospectus Supplement, on or prior to the Delivery Date the Issuer and the Trustee will enter into a Guaranteed Investment Contract with a guarantor acceptable to the Rating Agencies rating the Securities (the "Guarantor"), pursuant to which all distributions on the Mortgage Assets will be invested by the Trustee with the Guarantor, and the Guarantor will pay to the Trustee interest at the rate per annum set forth in such Guaranteed Investment Contract on all amounts invested. Whenever funds are required under the Indenture to be paid to Bondholders or under the Trust Agreement to be paid to the Certificateholders, the Guarantor, upon the request of the Trustee, will remit such funds to the Trustee.

ENHANCEMENT

    Enhancement may be provided with respect to a Series, or with respect to any Mortgage Loans or Private Mortgage-Backed Securities securing a Series. See "ENHANCEMENT."

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
                          SERVICING OF MORTGAGE LOANS

GENERAL

    The servicing obligations with respect to a particular Series may be performed by various Servicers or by the Trustee. If so specified in the related Prospectus Supplement, a Master Servicer or a Special Servicer may be appointed. The related Prospectus Supplement for each Series will describe the extent, if any, such rights, duties and obligations vary or differ with respect to such Series from those described herein.

    If so specified in the related Prospectus Supplement, pursuant to a Master Servicing Agreement or Trust Agreement, customary servicing functions with respect to Mortgage Loans which comprise Mortgage Assets for a Series, or which constitute Underlying Collateral for a Private Mortgage-Backed Security will be provided by the Master Servicer directly or by one or more Servicers subject to supervision by the Master Servicer. To the extent specified in the related Prospectus Supplement, a special servicer (the "Special Servicer") may be appointed. The related Prospectus Supplement will describe the duties and obligations of such Special Servicer. To the extent specified in the related Prospectus Supplement, the Master Servicer or Special Servicer, if any, may have the authority to sell or otherwise dispose of Mortgage Loans or the related REO Property in order to maximize the value of such Mortgage Loans or property. The entity which has primary liability for servicing Mortgage Loans directly is sometimes referred to herein as the "Primary Servicer." If the Master Servicer is not required under the Master Servicing Agreement, Trust Agreement or PMBS Agreement, as applicable, to act as Primary Servicer, then the Master Servicer, if any, will (i) administer and supervise the performance by the Servicers (who will act as Primary Servicers) of their servicing responsibilities under the Servicing Agreements, (ii) to the extent not maintained by a Primary Servicer, maintain any insurance policy required for the related Mortgage Pool and (iii) advance funds as described below under "Advances" and in the related Prospectus Supplement. If a Master Servicer undertakes to service Mortgage Loans directly it may do so through Servicers as its agents. In such case, the Master Servicer will be responsible for all aspects of the servicing of the related Mortgage Loans notwithstanding such use of Servicers. The Master Servicer or a Servicer may be an affiliate of the Issuer. Unless otherwise specified in the related Prospectus Suppleent, in the case of FHA Loans, the Master Servicer and each Servicer will be required to be approved by HUD as an FHA mortgagee. The Master Servicer will only be responsible for the duties and obligations of the Special Servicer to the extent set forth in the related Prospectus Supplement.

    To the extent applicable, Master Servicing Agreements (direct or supervisory), Servicing Agreements and Special Servicing Agreements, if any, with respect to a Series will be filed as exhibits to a Current Report on Form 8-K within 15 days following the issuance of the Securities of a Series.

    The Master Servicer will be paid a servicing fee for the performance of its services and duties under each Master Servicing Agreement, as specified in the related Prospectus Supplement. Each Servicer, if any, will be entitled to receive a servicing fee. The Special Servicer, if any, will also be entitled to a servicing fee. In addition, the Master Servicer, Special Servicer or Servicer may be entitled to retain late charges, assumption fees and similar charges to the extent collected from Mortgagors. If a Servicer or the Special Servicer is terminated by the Master Servicer, the servicing function of the Servicer or the Special Servicer will be either transferred to a substitute Servicer or Special Servicer, as the case may be, or performed by the Master Servicer. The Master Servicer will be entitled to retain the portion of the Servicing Fee paid to a Servicer, under a terminated Servicing Agreement, or the Special Servicer, under the Special Servicing Agreement, if the Master Servicer elects to perform such servicing functions itself. See "Servicing Compensation and Payment of Expenses" below.

COLLECTION PROCEDURES

    The Primary Servicer or, if so specified in the related Prospectus Supplement, the Trustee, will make reasonable efforts to collect all payments called for under the Mortgage Loans and will follow such

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
collection procedures as it follows with respect to mortgage loans serviced by it that are comparable to the Mortgage Loans.

    Unless otherwise specified in the related Prospectus Supplement, the Primary Servicer, to the extent permitted by law and the terms of the related Mortgage Loans, will establish and maintain an escrow account (the "Escrow Account") in which payments by Mortgagors to pay taxes, assessments, mortgage and hazard insurance premiums, and other comparable items will be deposited. Withdrawals from the Escrow Account are to be made to effect timely payment of taxes, assessments and hazard insurance premiums, to refund to Mortgagors amounts determined to be overages, to pay interest to Mortgagors on balances in the Escrow Account to the extent required by law, to repair or otherwise protect the Mortgaged Property and to clear and terminate such account. Alternatively, the terms of the related Mortgage Loan may require, upon the occurrence of a delinquency or default by the obligor, an impound account ("Impound Account") to be established and maintained and into which payments by Mortgagors to pay taxes, assessments, mortgage and hazard insurance premiums and other comparable items will be deposited pending distribution of such items. The Primary Servicer will be responsible for the administration of the Escrow Account or the Impound Account and may be obligated to make escrow or impound advances to the relevant account when a deficiency exists therein if so specified in the related Prospectus Supplement.

PAYMENTS ON MORTGAGE LOANS; DEPOSITS TO CUSTODIAL ACCOUNTS

    With respect to any Series, the Master Servicer, if any, will establish an account (the "Custodial Account") in the name of the Trustee, unless otherwise specified in the related Prospectus Supplement. The Custodial Account will be established so as to comply with the standards of each Rating Agency rating the Securities of a Series. Amounts to be remitted to the Trustee shall be remitted by the Master Servicer to the Trustee from the Custodial Account for deposit in the Collection Account for the related Series.

    In those cases where a Servicer is servicing Mortgage Loans pursuant to a Servicing Agreement, the Servicer will establish and maintain an account (the "Servicing Account") that will comply with the standards set forth below for the Custodial Account and that is otherwise acceptable to the Master Servicer, if any. The Servicer will be required to deposit into the Servicing Account on a daily basis (or upon identification) all mortgage related receipts received by it with respect to Mortgage Loans serviced by such Servicer subsequent to the Cut-Off Date less its servicing fee and certain other amounts specified in the Servicing Agreement. On each Servicer Remittance Date, the Servicer shall remit all funds held in the Servicing Account (other than payments due on or before the Cut-Off Date and other amounts permitted to be withdrawn from or held in the Servicing Account pursuant to the Servicing Agreement) with respect to each Mortgage Loan together with any Advances made by such Servicer for deposit to the Custodial Account, or if a Custodial Account has not been established, directly to the Collection Account. See "Advances" below.

    If so specified in the related Prospectus Supplement, the Custodial Account and each Servicing Account may be maintained as an interest-bearing account, or the funds held therein may be invested pending remittance to the Trustee in Eligible Investments. Unless otherwise specified in the related Prospectus Supplement, the Master Servicer or the Servicer will be entitled to receive any such interest or other income earned on funds in the Custodial Account or Servicing Account as additional compensation.

    The Master Servicer will deposit in the Custodial Account on a daily basis all mortgage related receipts (including amounts remitted by the Servicer) received by it subsequent to the Cut-off Date (other than payments of principal and interest due on or before the Cut-off Date).

    With respect to any other type of Mortgage Loan which provides for payments other than on the basis of level payments, an account may be established as described in the related Prospectus Supplement.

ADVANCES

    GENERAL. To the extent provided in the related Prospectus Supplement, the Primary Servicer may make periodic advances of cash ("Advances") from its own funds or, if so specified in the related Prospectus Supplement, from excess funds in the Custodial Account or Servicing Account, but only to the extent such Advances are, in the good faith business judgment of the Servicer or the Master Servicer, as the case may be, ultimately recoverable from future payments and collections on the Mortgage Loans or otherwise. Neither the Master Servicer nor the Servicers will be required to make such Advances, unless otherwise specified in the related Prospectus Supplement. The Master Servicer's obligation to make Advances, if any, may, as specified in the related Prospectus Supplement, be limited in amount or may be limited to Advances received from Servicers. If so specified in the related Prospectus Supplement, the Master Servicer will not be obligated to make Advances until all or a specified portion of a Reserve Fund is depleted. Advances are intended to enable the Issuer to make timely payment of the scheduled principal and interest payments or distributions on the Securities of such Series, not to guarantee or insure against losses. Accordingly, any funds so advanced are recoverable by the Servicer or the Master Servicer, as the case may be, out of amounts received on particular Mortgage Loans which represent late recoveries of principal or interest respecting which any such Advance was made. If an Advance is made and subsequently determined to be nonrecoverable from late collections, Insurance Proceeds or Liquidation Proceeds from the related Mortgage Loans, or any other source described in the related Prospectus Supplement, the Servicer or Master Servicer will be entitled to reimbursements from other funds in the Custodial Account or Servicing Account, as applicable.

    ADJUSTMENTS TO SERVICING FEE OR ADVANCES IN CONNECTION WITH PREPAID MORTGAGE LOANS. With respect to each Mortgage Pool, if an obligor makes a principal prepayment between scheduled payment dates, the obligor may be required to pay interest on the principal balance only to the date of prepayment in full. If and to the extent provided in the related Prospectus Supplement, the amount of the servicing fee may be reduced, or the Primary Servicer may be otherwise obligated to advance moneys from its own funds or any reserve maintained for such purpose, to the extent necessary to include an amount equal to a full month's interest payment at the applicable Mortgage Rate. Partial principal prepayments may be treated as having been received on the next Due Date, and, if so, no reduction in interest remitted for deposit to the Collection Account will occur. See "YIELD AND PREPAYMENT CONSIDERATIONS."

MAINTENANCE OF INSURANCE POLICIES AND OTHER SERVICING PROCEDURES

    GENERAL. To the extent specified in the related Prospectus Supplement and the Servicing Agreement, the Primary Servicer will be required to cause to be maintained a standard hazard insurance policy with respect to each Mortgaged Property. In addition, all or a portion of the Mortgage Loans comprising a Mortgage Pool or constituting Underlying Collateral may be insured by the FHA. The Primary Servicer will be required to take such steps as are reasonably necessary to keep such insurance in full force and effect. See "DESCRIPTION OF INSURANCE."

    PRESENTATION OF CLAIMS; REALIZATION UPON DEFAULTED MORTGAGE LOANS. The market value of any property obtained in foreclosure or by deed in lieu of foreclosure may be based substantially on the operating income obtained by renting the applicable property. As a default on a Mortgage Loan secured by Multifamily Property or Commercial Property is likely to have occurred because operating income, net of expenses, is insufficient to make debt service payments on the related Mortgage Loan, it can be anticipated that the market value of such property generally will be less than anticipated when such Mortgage Loan was originated. To the extent that equity does not cushion the loss in market value upon any liquidation and such loss is not covered by other credit support, a loss may be experienced by the related Bondholders or Certificateholders, as applicable.

    The Primary Servicer, on behalf of itself, the Trustee, the Bondholders or Certificateholders, as applicable and the Issuer, will be required to present, or cause to be presented, claims with respect to any insurance policy. The Primary Servicer will be required to present claims and take such reasonable steps as are necessary to permit recovery under any FHA insurance respecting defaulted Mortgage Loans.

    The Primary Servicer may foreclose upon or otherwise comparably convert the ownership of properties securing such of the related Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments. In connection with such foreclosure or other conversion, the Primary Servicer will follow such practices and procedures as it shall deem necessary or advisable and as shall be normal and usual in its general mortgage servicing activities.

ENFORCEMENT OF DUE-ON SALE CLAUSES

    Unless otherwise specified in the related Prospectus Supplement, when any Mortgaged Property is about to be conveyed by the Mortgagor, the Primary Servicer will not exercise its rights to accelerate the maturity of such Mortgage Loan under the applicable "due-on-sale" clause, if any, so long as the new mortgagor satisfies the applicable underwriting criteria for similar loans serviced by the Primary Servicer. If such conditions are met or the Primary Servicer reasonably believes enforcement of a due-on-sale clause will not be enforceable, the Primary Servicer is authorized to take or enter into an assumption agreement from or with the person to whom such Mortgaged Property has been or is about to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and pursuant to which the original Mortgagor is released from liability and such person is substituted as Mortgagor and becomes liable under the Mortgage Note. Unless otherwise specified in the related Prospectus Supplement, any fee collected in connection with an assumption will be retained as additional servicing compensation.

MODIFICATION; WAIVERS

    As set forth in the related Prospectus Supplement, the Master Servicer or Special Servicer, if any, may have the discretion, subject to certain conditions set forth therein, to modify, waive or amend the terms of any Mortgage Loan without the consent of the Trustee, or any Bondholder or Certificateholders, as applicable.

    Unless otherwise specified in the related Prospectus Supplement, the Master Servicer or the Special Servicer, if any, will not agree to any modification, waiver or amendment of the payment terms of a Mortgage Loan unless the Master Servicer or the Special Servicer, if any, has determined that such modification, waiver or amendment is reasonably likely to produce a greater recovery on a present value basis than liquidation of the Mortgage Loan.

SERVICING COMPENSATION AND PAYMENT OF EXPENSES

    The Master Servicer, the Special Servicer, if any, and each Servicer will be entitled to a servicing fee in an amount specified or to be calculated in a manner described in the related Prospectus Supplement. The servicing fee may be fixed or variable, as specified in the related Prospectus Supplement. In addition, unless otherwise specified in the related Prospectus Supplement, the Master Servicer, the Special Servicer, if any, or a Servicer will be entitled to additional servicing compensation in the form of assumption fees, late payment charges and modification fees.

    The Primary Servicer will be entitled to reimbursement for certain expenses incurred by it in connection with the liquidation of defaulted Mortgage Loans. The ability of the Issuer of the related Series to pay principal of and interest on the Securities will not be affected to the extent claims are paid under the related insurance policies. If claims are either not made or paid under such insurance policies or if coverage thereunder has ceased or is insufficient, the ability of the Issuer to meet debt service requirements on the related Series may be adversely affected. In addition, the Primary Servicer will be entitled to reimbursement of expenditures incurred by it in connection with the restoration of Mortgaged Property, such right of reimbursement being prior to the rights of the Bondholders to receive any related Insurance Proceeds or Liquidation Proceeds.

EVIDENCE AS TO COMPLIANCE

    The Master Servicer and the Special Servicer, if any, will deliver to the Trustee, on or before 120 days after the end of each fiscal year of the Master Servicer and the Special Servicer, if applicable, an officer's certificate stating that (i) a review of the activities of the Master Servicer, the Special Servicer and the Servicers during the preceding calendar year and of performance under the Master Servicing Agreement, Special Servicing Agreement, if applicable, and the Servicing Agreements has been made under the supervision of such officer and (ii) the Master Servicer and the Special Servicer, if applicable, has fulfilled all its obligations under the Master Servicing Agreement and Special Servicing Agreement, if applicable, throughout such year, and, to the best of such officer's knowledge, based on such review, each Servicer has fulfilled its obligations under the related Servicing Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof. Such officer's certificate shall be accompanied by a statement of a firm of independent public accountants to the effect that, on the basis of an examination of certain documents and records relating to servicing of the Mortgage Loans, conducted in accordance with generally accepted accounting principles in the mortgage banking industry, the Master Servicer's and the Special Servicer's, if applicable, duties and duties of the Servicers have been conducted in compliance with the provisions of the applicable agreement, except for (i) such exceptions as such firm believes to be immaterial and (ii) such other exceptions as are set forth in such statement. Copies of the annual officer's certificate and accountants' statement may be obtained without charge upon written request to the Trustee.

CERTAIN MATTERS REGARDING THE MASTER SERVICER AND SPECIAL SERVICER

    The Master Servicer and any Special Servicer for each Series will be specified in the related Prospectus Supplement. The Master Servicer and any Special Servicer may be an affiliate of the Issuer and may have other business relationships with the Issuer and its affiliates.

    Unless otherwise provided in the related Prospectus Supplement, the Master Servicer may not resign from its obligations and duties except with the consent of the Trustee or upon a determination that its duties thereunder are no longer permissible under applicable law. No such resignation will become effective until the Trustee or a successor servicer has assumed the Master Servicer's obligations and duties under such Master Servicing Agreement.

    Unless otherwise specified in the related Prospectus Supplement, each Master Servicing Agreement will also provide that neither the Master Servicer, nor any director, officer, employee or agent of the Master Servicer, will be under any liability to the Bondholders or Certificateholders for any action taken or for refraining from the taking of any action in good faith pursuant to the Master Servicing Agreement, or for errors in judgment; provided, however, that neither the Master Servicer nor any such person will be protected against any liability which would otherwise be imposed by reason of failure to perform its obligations in compliance with the standards of care set forth in the Master Servicing Agreement. The Master Servicer may, in its discretion, undertake any such action which it may deem necessary or desirable with respect to the rights and duties of the parties to the Master Servicing Agreement and the interests of the Bondholders, or Certificateholders thereunder. In such event, the Master Servicer will be entitled to be reimbursed for legal expenses and costs of such action out of the related Custodial Account.

                                  ENHANCEMENT

GENERAL

    For any Series, Enhancement may be provided with respect to one or more Classes thereof or the related Mortgage Assets. Enhancement may be in the form of a letter of credit, the subordination of one or more Classes of the Securities of such Series, the establishment of one or more reserve funds, overcollateralization, guarantee insurance, the use of cross-support features or another method of Enhancement described in the related Prospectus Supplement, or any combination of the foregoing. If so

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specified in the related Prospectus Supplement, any form of Enhancement
(including but not limited to insurance, letters of credit or guarantee insurance) may be structured so as to be drawn upon by more than one Series to the extent described therein.

    Unless otherwise specified in the related Prospectus Supplement for a Series, the Enhancement will not provide protection against all risks of loss and will not guarantee repayment of the entire principal balance of the Securities and interest thereon. If losses occur which exceed the amount covered by Enhancement or which are not covered by the Enhancement, Bondholders or Certificateholders, as applicable will bear their allocable share of deficiencies. Moreover, if a form of Enhancement covers more than one Series of Securities (each, a "Covered Trust"), holders of Securities issued by any of such Covered Trusts will be subject to the risk that such Enhancement will be exhausted by the claims of other Covered Trusts prior to such Covered Trust receiving any of its intended share of such coverage.

    If Enhancement is provided with respect to a Series, or the related Mortgage Assets, the related Prospectus Supplement will include a description of (a) the amount payable under such Enhancement, (b) any conditions to payment thereunder not otherwise described herein, (c) the conditions (if any) under which the amount payable under such Enhancement may be reduced and under which such Enhancement may be terminated or replaced and (d) the material provisions of any agreement relating to such Enhancement. Additionally, the related Prospectus Supplement will set forth certain information with respect to the issuer of any third-party Enhancement, including (i) a brief description of its principal business activities, (ii) its principal place of business, place of incorporation and the jurisdiction under which it is chartered or licensed to do business, (iii) if applicable, the identity of regulatory agencies which exercise primary jurisdiction over the conduct of its business and (iv) its total assets, and its stockholders' or policyholders' surplus, if applicable, as of the date specified in the Prospectus Supplement.

SUBORDINATE SECURITIES

    If so specified in the related Prospectus Supplement, one or more Classes of a Series may be Subordinate Securities. If so specified in the related Prospectus Supplement, the rights of the Holders of Subordinate Securities to receive distributions of principal and interest from the Collection Account on any Payment Date or Distribution Date will be subordinated to such rights of the Holders of Senior Securities to the extent specified in the related Prospectus Supplement. Unless otherwise provided in the Prospectus Supplement, the amount of subordination will decrease whenever amounts otherwise payable to the Holder of Subordinate Securities are paid to the Holders of Senior Securities (including amounts withdrawn from any related Reserve Fund and paid to the Holders of Senior Securities), and will (unless otherwise specified in the related Prospectus Supplement) increase whenever there is distributed to the Holders of Subordinate Securities amounts in respect of which subordination payments have previously been paid to the Holders of Senior Securities. Unless otherwise specified in the related Prospectus Supplement, the related Series Supplement may require a trustee that is not the Trustee to be appointed to act on behalf of Holders of Subordinate Securities.

    A Series may include one or more Classes of Subordinate Securities entitled to receive cash flows remaining after distributions are made to all other Classes designated as being senior thereto. Such right will effectively be subordinate to the rights of other Holders of Senior Securities, but will be not be limited to a specified dollar amount of subordination. If so specified in the related Prospectus Supplement, the subordination of a Class may apply only in the event of (or may be limited to) certain types of losses not covered by Insurance Policies or other credit support, such as losses arising from damage to property securing a Mortgage Loan not covered by standard hazard insurance policies.

    The related Prospectus Supplement will set forth information concerning the amount of subordination of a Class or Classes of Subordinate Securities in a Series, the circumstances in which such subordination will be applicable, the manner, if any, in which the amount of subordination will decrease over time, the manner of funding any related Reserve Fund and the conditions under which amounts in any related

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Reserve Fund will be used to make distributions to Holders of Senior Securities and/or to Holders of Subordinate Securities or be released from the related Trust Estate or Trust Fund. If cash flows otherwise distributable to holders of Subordinate Securities secured by a Mortgage Group will be used as credit support for Senior Securities secured by another Mortgage Group within the Trust Estate or Trust Fund, the related Prospectus Supplement will specify the manner and conditions for applying such a cross-support feature.

CROSS-SUPPORT FEATURES

    If the Mortgage Assets for a Series are divided into separate Mortgage Groups, each securing a separate Class or Classes of a Series, credit support may be provided by a cross-support feature which requires that distributions be made on Senior Securities secured by one Mortgage Group prior to distributions on Subordinate Securities secured by another Mortgage Group within the Trust Estate or Trust Fund. The related Prospectus Supplement for a Series which includes a cross-support feature will describe the manner and conditions for applying such cross-support feature.

INSURANCE ON THE MORTGAGE LOANS

    Credit support with respect to a Series may be provided by insurance policies that include standard hazard insurance and may, if specified in the related Prospectus Supplement, include FHA Insurance. See "DESCRIPTION OF INSURANCE ON THE MORTGAGE LOANS."

LETTER OF CREDIT

    The letter of credit, if any, with respect to a Series of Securities will be issued by the bank or financial institution specified in the related Prospectus Supplement (the "L/C Bank"). Under the letter of credit, the L/C Bank will be obligated to honor drawings thereunder in an aggregate fixed dollar amount, net of unreimbursed payments thereunder, equal to the percentage specified in the related Prospectus Supplement of the aggregate principal balance of the Mortgage Loans on the related Cut-Off Date or of one or more Classes of Securities (the "L/C Percentage"). If so specified in the related Prospectus Supplement, the letter of credit may permit drawings in the event of losses not covered by insurance policies or other credit support, such as losses arising from damage not covered by standard hazard insurance policies. The amount available under the letter of credit will, in all cases, be reduced to the extent of the unreimbursed payments thereunder. The obligations of the L/C Bank under the letter of credit for each Series of Securities will expire at the earlier of the date specified in the related Prospectus Supplement or the termination of the Trust Estate or Trust Fund, as applicable. A copy of the letter of credit for a Series, if any, will be filed with the Commission as an exhibit to a Current Report on Form 8-K to be filed within 15 days of issuance of the Securities of the related Series.

BOND GUARANTEE INSURANCE

    Bond guarantee insurance, if any, with respect to a Series of Bonds will be provided by one or more insurance companies. Such bond guarantee insurance will guarantee, with respect to one or more Classes of Bonds of the related Series, timely distributions of interest and full distributions of principal on the basis of a schedule of principal distributions set forth in or determined in the manner specified in the related Prospectus Supplement. If so specified in the related Prospectus Supplement, the bond guarantee insurance will also guarantee against any payment made to a Bondholder which is subsequently recovered as a "voidable preference" payment under the Bankruptcy Code. A copy of the bond guarantee insurance for a Series, if any, will be filed with the Commission as an exhibit to a Current Report on Form 8-K to be filed with the Commission within 15 days of issuance of the Bonds of the related Series.

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
RESERVE FUNDS

    One or more Reserve Funds may be established with respect to a Series, in which cash, a letter of credit, Eligible Investments, a demand note or a combination thereof, in the amounts, if any, so specified in the related Prospectus Supplement will be deposited. The Reserve Funds for a Series may also be funded over time by depositing therein a specified amount of the distributions received on the related Mortgage Assets as specified in the related Prospectus Supplement.

    Amounts on deposit in any Reserve Fund for a Series, together with the reinvestment income thereon, if any, will be applied by the Trustee for the purposes, in the manner, and to the extent specified in the related Prospectus Supplement. A Reserve Fund may be provided to increase the likelihood of timely payments or distributions of principal of and interest on the Securities, if required as a condition to the rating of such Series by each Rating Agency, or to reduce the likelihood of special redemptions with respect to any Series. If so specified in the related Prospectus Supplement, Reserve Funds may be established to provide limited protection, in an amount satisfactory to each Rating Agency, against certain types of losses not covered by Insurance Policies or other credit support, such as losses arising from damage not covered by standard hazard insurance policies. Following each Payment Date or Distribution Date amounts in such Reserve Fund in excess of any amount required to be maintained therein may be released from the Reserve Fund under the conditions and to the extent specified in the related Prospectus Supplement and will not be available for further application by the Trustee.

    Moneys deposited in any Reserve Funds will be invested in Eligible Investments, except as otherwise specified in the related Prospectus Supplement. Unless otherwise specified in the related Prospectus Supplement, any reinvestment income or other gain from such investments will be credited to the related Reserve Fund for such Series, and any loss resulting from such investments will be charged to such Reserve Fund. However, such income may be payable to the Master Servicer or a Servicer as additional servicing compensation. See "SERVICING OF MORTGAGE LOANS". The Reserve Fund, if any, for a Series will not be a part of the Trust Estate or Trust Fund, as applicable, unless otherwise specified in the related Prospectus Supplement.

    Additional information concerning any Reserve Fund will be set forth in the related Prospectus Supplement, including the initial balance of such Reserve Fund, the balance required to be maintained in the Reserve Fund, the manner in which such required balance will decrease over time, the manner of funding such Reserve Fund, the purposes for which funds in the Reserve Fund may be applied to make payments or distributions to Bondholders or Certificateholders and use of investment earnings from the Reserve Fund, if any.

                 DESCRIPTION OF INSURANCE ON THE MORTGAGE LOANS

    The following descriptions of standard hazard insurance policies and FHA insurance and the respective coverages thereunder are general descriptions only and do not purport to be complete.

MORTGAGE INSURANCE ON THE MORTGAGE LOANS

    GENERAL. Each Mortgaged Property will be covered by a standard hazard insurance policy, as described in the related Prospectus Supplement. The coverage under standard hazard insurance policies will be subject to conditions and limitations described in the Prospectus Supplement and under "Hazard Insurance on the Mortgage Loans" below. Certain hazard risks will, therefore, not be insured and the occurrence of such hazards could adversely affect payments or distributions to Holders. Additionally, to the extent that losses on a defaulted or foreclosed Mortgage Loan are not covered by other credit support for such Series, such losses, if any, would affect payments or distributions to Holders.

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
HAZARD INSURANCE ON THE MORTGAGE LOANS

    STANDARD HAZARD INSURANCE POLICIES. The standard hazard insurance policies will provide for coverage at least equal to the applicable state standard form of fire insurance policy with extended coverage. In general, the standard form of fire and extended coverage policy will cover physical damage to or destruction of, the improvements on the Mortgaged Property caused by fire, lightning, explosion, smoke, windstorm, hail, riot, strike and civil commotion, subject to the conditions and exclusions particularized in each policy. Because the standard hazard insurance policies relating to the Mortgage Loans will be underwritten by different insurers and will cover Mortgaged Properties located in various states, such policies will not contain identical terms and conditions. The basic terms, however, generally will be determined by state law and generally will be similar. Most such policies typically will not cover any physical damage resulting from war, revolution, governmental actions, floods and other water-related causes, earth movement (including earthquake, landslides, and mudflows), nuclear reaction, wet or dry rot, vermin, rodents, insects or domestic animals, theft and, in certain cases, vandalism. The foregoing list is merely indicative of certain kinds of uninsured risks and is not intended to be all-inclusive. Uninsured risks not covered by a special hazard insurance policy or other form of credit support may adversely affect the ability of the Issuer to make payments of principal or interest on the Bonds. When a Mortgaged Property is located in a flood area identified by FEMA pursuant to the Flood Disaster Protection Act of 1973, the Master Servicer or the Servicer will be required to cause flood insurance to be maintained with respect to such Mortgaged Property.

    The standard hazard insurance policies covering Mortgaged Properties securing Mortgage Loans typically will contain a "coinsurance" clause which will require the insured at all times to carry hazard insurance of a specified percentage (generally 80% to 90%) of the actual cash value of the improvements on the Mortgaged Property in order to recover the full amount of any partial loss. If the insured's coverage falls below this specified percentage, such clause will provide that the hazard insurer's liability in the event of partial loss will not exceed the greater of (i) the actual cash value (the replacement cost less physical depreciation) of the improvements damaged or destroyed or
(ii) such proportion of the loss as the amount of insurance carried bears to the specified percentage of the actual cash value of such improvements.

    In the event of partial loss, hazard insurance proceeds may be insufficient to restore fully the damaged property. Under the terms of the Mortgage Loans, Mortgagors are required to present claims to insurers under hazard insurance policies maintained on the Mortgaged Properties. The Primary Servicer, on behalf of the Trustee, Bondholders, and Certificateholders, is obligated to present or cause to be presented claims under any blanket insurance policy insuring against hazard losses on Mortgaged Properties; however, the ability of the Primary Servicer to present or cause to be presented such claims is dependent upon the extent to which information in this regard is furnished to the Primary Servicer by Mortgagors.

    FHA INSURANCE. The FHA is responsible for administering various federal programs, including mortgage insurance, authorized under the Housing Act, as amended, and the United States Housing Act of 1937, as amended. To the extent specified in the related Prospectus Supplement, all or a portion of the Mortgage Loans may be insured by the FHA. The Primary Servicer will be required to take such steps as are reasonably necessary to keep such insurance in full force and effect.

                    CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS

    The following discussion contains summaries of certain legal aspects of mortgage loans that are general in nature. Because such legal aspects are governed by applicable state law (which laws may differ substantially), the summaries do not purport to be complete nor to reflect the laws of any particular state, nor to encompass the laws of all states in which the Mortgaged Properties are situated. The summaries are qualified in their entirety by reference to the applicable federal and state laws governing the Mortgage Loans.

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MORTGAGES

    Each Mortgage Loan will be secured by a mortgage, a deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related Mortgaged Property is located. The filing of a mortgage, deed of trust or deed to secure debt creates a lien on title interest upon the real property covered by such instrument and represents the security for the repayment of an obligation that is customarily evidenced by a promissory note. It is generally not prior to the lien for real estate taxes and assessments or other charges imposed under governmental police powers. Priority with respect to such instruments depends on their terms, the knowledge of the parties to the mortgage and generally on the order of recording with the applicable state, county or municipal office. There are two parties to a mortgage: the mortgagor, who is the owner of the property and usually the borrower, and the mortgagee, who is the lender. Under the mortgage instruments, the mortgagor delivers to the mortgagee a note or bond evidencing the loan and the mortgage to secure the indebtedness. In the case of a land trust, there are three parties because title to the property is held by a land trustee under a land trust agreement of which the borrower is the beneficiary at origination of a mortgage loan involving a land trust, the borrower executes a separate undertaking to make payments on the mortgage note. A deed of trust has three parties: the owner of the property and usually the borrower, called the trustor (similar to a mortgagor), a lender, called the beneficiary (similar to the mortgagee), and a third-party grantee, called the trustee. Under a deed of trust, the borrower grants the property, irrevocably until the debt is paid, in trust, generally with a power of sale, to the trustee to secure payment of the mortgage loan. The trustee's authority under a deed of trust and the mortgagee's authority under a mortgage are governed by the express provisions of the deed of trust or mortgage, the law of the state in which the real property is located and, in some cases, in deed of trust transactions, the directions of the beneficiary. Some states use a security deed or deed to secure debt which is similar to a deed of trust except it has only two parties: a grantor (similar to a mortgagor) and a grantee (similar to a mortgagee).

INTEREST IN REAL PROPERTY

    The real property covered by a mortgage, deed of trust, security deed or deed to secure debt is most often the fee estate in land and improvements. However, such an instrument may encumber other interests in real property such as a tenant's interest in a lease of land or improvements, or both, and the leasehold estate created by such lease. An instrument covering an interest in real property other than the fee estate requires special provisions in the instrument creating such interest or in the mortgage, deed of trust, security deed or deed to secure debt, to protect the mortgagee against termination of such interest before the mortgage, deed of trust, security deed or deed to secure debt is paid. Unless otherwise specified in the Prospectus Supplement, the Depositor or the Asset Seller will make certain representations and warranties in the Agreement with respect to the Mortgage Loans which are secured by an interest in a leasehold estate. Such representation and warranties will be set forth in the Prospectus Supplement if applicable.

JUNIOR MORTGAGES; RIGHTS OF SENIOR MORTGAGES OR BENEFICIARIES

    If specified in the applicable Prospectus Supplement, some of the Mortgage Loans included in the Mortgage Pool will be secured by junior mortgages or deeds of trust which are subordinate to senior mortgages or deeds of trust held by other lenders or institutional investors. The rights of the Trust Fund (and therefore the Certificateholders), as beneficiary under a junior deed of trust or as mortgagee under a junior mortgage, are subordinate to those of the mortgagee or beneficiary under the senior mortgage or deed of trust, including the prior rights of the senior mortgagee or beneficiary to receive rents, hazard insurance and condemnation proceeds and to cause the property securing the Mortgage Loan to be sold upon default of the mortgagor or trustor, thereby extinguishing the junior mortgagee's or junior beneficiary's lien unless the Special Servicer asserts its subordinate interest in a property in foreclosure litigation or satisfies the defaulted senior loan. As discussed more fully below, in many states a junior mortgagee or beneficiary may satisfy a defaulted senior loan in full, or may cure such default and bring the senior loan

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current, in either event adding the amounts expended to the balance due on the junior loan. Absent a provision in the senior mortgage, no notice of default is required to be given to the junior mortgagee.

    The form of the mortgage or deed of trust used by many institutional lenders confers on the mortgagee or beneficiary the right both to receive all proceeds collected under any hazard insurance policy and all awards made in connection with any condemnation proceedings, and to apply such proceeds and awards to any indebtedness secured by the mortgage or deed of trust, in such order as the mortgage or beneficiary may determine. Thus, in the event improvements on the property are damaged or destroyed by fire or other casualty, or in the event the property is taken by condemnation, the mortgagee or beneficiary under the senior mortgage or deed of trust will have the prior right to collect any insurance proceeds payable under a hazard insurance policy and any award of damages in connection with the condemnation and to apply the same to the indebtedness secured by the senior mortgage or deed of trust. Proceeds in excess of the amount of senior mortgage indebtedness will, in most cases, by applied to the indebtedness of a junior mortgage or trust deed. The laws of certain states may limit the ability of mortgagees or beneficiaries to apply the proceeds of hazard insurance and partial condemnation awards to the secured indebtedness. In such states, the mortgagor or trustor must be allowed to use the proceeds of hazard insurance to repair the damage unless the security of the mortgagee or beneficiary has been impaired. Similarly, in certain states, the mortgagee or beneficiary is entitled to the award for a partial condemnation of the real property security only to the extent that its security is impaired.

    The form of mortgage or deed of trust used by many institutional lenders typically contains a "future advance" clause, which provides, in essence, that additional amounts advanced to or on behalf of the mortgagor or trustor by the mortgagee or beneficiary are to be secured by the mortgage or deed of trust. While such a clause is valid under the laws of most states, the priority of any advance made under the clause depends, in some states, on whether the advance was an "obligatory" or "optional" advance. If the mortgagee or beneficiary is obligated to advance the additional amounts, the advance may be entitled to receive the same priority as amounts initially made under the mortgage or deed of trust, notwithstanding that there may be intervening junior mortgages or deeds of trust and other liens between the date of recording of the mortgage or deed of trust and the date of the future advance, and notwithstanding that the mortgagee or beneficiary had actual knowledge of such intervening junior mortgages or deeds of trust and other liens at the time of the advance. Where the mortgagee or beneficiary is not obligated to advance the additional amounts and has actual knowledge of the intervening junior mortgages or deeds of trust and other liens, the advance may be subordinate to such intervening junior mortgages or deeds of trust and other liens. Priority of advances under a "future advance" clause rests, in many other states, on state law giving priority to all advances made under the loan agreement up to a "credit limit" amount stated in the recorded mortgage.

    Another provision typically found in the form of the mortgage or deed of trust used by many institutional lenders obligates the mortgagor or trustor to pay before delinquency all taxes and assessments on the property and, when due, all encumbrances, charges and liens on the property which appear prior to the mortgage or deed of trust, to provide and maintain fire insurance on the property, to maintain and repair the property and not to commit or permit any waste thereof, and to appear in and defend any action or proceeding purporting to affect the property or the rights of the mortgagee or beneficiary under the mortgage or deed of trust. Upon a failure of the mortgagor or trustor to perform any of these obligations, the mortgagee or beneficiary is given the right under the mortgage or deed of trust to perform the obligation itself, at its election, with the mortgagor or trustor agreeing to reimburse the mortgagee or beneficiary for any sums expended by the mortgagee or beneficiary on behalf of the trustor. All sums so expended by the mortgagee or beneficiary become part of the indebtedness secured by the mortgage or deed of trust.

    The form of mortgage or deed of trust used by many institutional lenders typically requires the mortgagor or trustor to obtain the consent of the mortgagee or beneficiary in respect of actions affecting

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the mortgaged property, including, without limitation, leasing activities
(including new leases and termination or modification of existing leases), alterations and improvements to buildings forming a part of the mortgaged property and management and leasing agreements for the mortgaged property. Tenants will often refuse to execute a lease unless the mortgagee or beneficiary executes a written agreement with the tenant not to disturb the tenant's possession of its premises in the event of a foreclosure. A senior mortgagee or beneficiary may refuse to consent to matters approved by a junior mortgagee or beneficiary with the result that the value of the security for the junior mortgage or deed of trust is diminished. For example, a senior mortgagee or beneficiary may decide not to approve a lease or to refuse to grant a tenant a non-disturbance agreement. If, as a result, the lease is not executed, the value of the mortgaged property may be diminished.

FORECLOSURE OF MORTGAGE

    Foreclosure of a deed of trust or deed to secure debt is generally accomplished by a non-judicial trustee's sale under a specific provision in the deed of trust which authorizes the trustee to sell the property upon any default by the borrower under the terms of the note or deed of trust or deed to secure debt. In some states, prior to such sale, the trustee must record a notice of default and send a copy to the borrower-trustor and to any person who has recorded a request for a copy of a notice of default and notice of sale. In addition, the trustee in some states must provide notice of any other individual having an interest in the real property, including any junior lienholders. In some states there is a reinstatement period. The trustor, borrower, or any person having a junior encumbrance on the real estate may, during a reinstatement period, cure the default by paying the entire amount in arrears plus the costs and expenses incurred in enforcing the obligation. In other states, after acceleration of the debt, the borrower is not provided with a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law controls the amount of foreclosure expenses and costs, including attorneys' fees, which may be recovered by a lender. If the deed of trust is not reinstated, a notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. In addition, some state laws require that a copy of the notice of sale be posted on the property, recorded and sent to all parties having an interest in the real property.

    An action to foreclose a mortgage is an action to recover the mortgage debt by enforcing the mortgagee's rights under the mortgage. It is regulated by statutes and rules and subject throughout to the court's equitable powers. Generally, a borrower is bound by the terms of the mortgage note and the mortgage and cannot be relieved from his default if the mortgagee has exercised his rights in a commercially reasonable manner. However, since a foreclosure action historically was equitable in nature, the court may exercise equitable powers to relieve a mortgagor of a default and deny the mortgagee foreclosure on proof that either the mortgagor's default was neither willful nor in bad faith or the mortgagee's action established a waiver, fraud, bad faith, or oppressive or unconscionable conduct such as to warrant a court of equity refusing affirmative relief to the mortgagee. Under certain circumstances, a court of equity may relieve the borrower from an entirely technical default where such default was not willful.

    A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses or counterclaims are interposed, sometimes requiring up to several years to complete. Moreover, a non-collusive, regularly conducted foreclosure sale may be challenged as a fraudulent conveyance, regardless of the parties' intent, if a court determines that the sale was for less than fair consideration and such sale occurred while the mortgagor was insolvent and within the state statute of limitations (which is tolled by the filing of a bankruptcy case). Similarly, in some states, a suit against the debtor on the mortgage note may take several years and, generally, is a remedy alternative to foreclosure, the mortgagee being precluded from pursuing both at the same time.

    In case of foreclosure under either a mortgage or a deed of trust, the sale by the referee or other designated officer or by the trustee is a public sale. However, because of the difficulty potential third-party

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purchasers at the sale have in determining the exact status of title and because the physical condition of the property may have deteriorated during the foreclosure proceedings, it is uncommon for a third party to purchase the property at a foreclosure sale. Rather, it is common for the lender to purchase the property from the trustee or referee for an amount which may be equal to the principal amount of the mortgage or deed of trust plus accrued and unpaid interest and the expenses of foreclosure, in which event the borrower's debt will be extinguished or the lender may purchase for a lesser amount in order to preserve its right against a borrower to seek a deficiency judgment in states where such a judgment is available. Thereafter, and subject in some states to the right of the borrower to stay in possession during a redemption period, the lender will assume the burdens of ownership, including obtaining casualty insurance, paying taxes and making such repairs at its own expense as are necessary to render the property suitable for sale. The lender will commonly obtain the services of a real estate broker and pay the broker's commission in connection with the sale of the property. Depending upon market conditions, the ultimate proceeds of the sale of the property may not equal the lender's investment in the property. Moreover, a lender typically incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure. Furthermore, certain states require that any environmental hazards be eliminated before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. As a result, a lender could realize an overall loss on a mortgage loan even if the related mortgaged property is sold at foreclosure or resold after it is acquired through foreclosure for an amount equal to the full outstanding principal amount of the mortgage loan, plus accrued interest. Any loss may be reduced by the receipt of any mortgage guaranty insurance proceeds.

    If title to any Mortgaged Property is acquired by the Trustee on behalf of the Certificateholders, the Master Servicer or any related Sub-servicer or the Special Servicer, on behalf of such holders, will be required to sell the Mortgaged Property within two years of acquisition, unless (i) the Internal Revenue Service grants an extension of time to sell such property (an "REO Extension") or (ii) it obtains an opinion of counsel generally to the effect that the holding of the property for more than two years after its acquisition will not result in the imposition of a tax on the Trust Fund or cause any REMIC created pursuant to the Pooling and Servicing Agreement to fail to qualify as a REMIC under the Code. Subject to the foregoing, the Master Servicer or any related Sub-servicer or the Special Servicer will generally be required to solicit bids for any Mortgaged Property so acquired in such a manner as will be reasonably likely to realize a fair price for such property. The Master Servicer or any related Sub-servicer or the Special Servicer may retain an independent contractor to operate and manage any REO Property; however, the retention of an independent contractor will not relieve the Master Servicer or any related Sub-servicer or the Special Servicer of its obligations with respect to such REO Property.

    In general, the Master Servicer or any related Sub-servicer or the Special Servicer or an independent contractor employed by the Master Servicer or any related Sub-servicer or the Special Servicer at the expense of the Trust Fund will be obligated to operate and manage any Mortgaged Property acquired as REO Property in a manner that would, to the extent commercially feasible, maximize the Trust Fund's net after-tax proceeds from such property. After the Master Servicer or any related Sub-servicer or the Special Servicer reviews the operation of such property and consults with the Trustee to determine the Trust Fund's federal income tax reporting position with respect to the income it is anticipated that the Trust Fund would derive from such property, the Master Servicer or any related Sub-servicer or the Special Servicer could determine (particularly in the case of an REO Property that is a hospitality or residential health care facility) that it would not be commercially feasible to manage and operate such property in a manner that would avoid the imposition of a tax on "net income from foreclosure property," within the meaning of Section 857(b)(4)(B) of the Code or a tax on "prohibited transactions" under Section 860F of the Code (either such tax referred to herein as an "REO Tax"). To the extent that income the Trust Fund receives from an REO Property is subject to a tax on (i) "net income from foreclosure property" such income would be subject to federal income tax at the highest marginal corporate tax rate (currently 35%) or (ii) "prohibited transactions," such income would be subject to federal income tax at a 100% rate. The

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determination as to whether income from an REO Property would be subject to an
REO Tax will depend on the specific facts and circumstances relating to the management and operation of each REO Property. Generally, income from an REO Property that is directly operated by the Master Servicer or any related Sub-servicer or the Special Servicer would be apportioned and classified as "service" or "non-service" income. The "service" portion of such income could be subject to federal income tax either at the highest marginal corporate tax rate or at the 100% rate on "prohibited transactions," and the "non-service" portion of such income could be subject to federal income tax at the highest marginal corporate tax rate or, although it appears unlikely, at the 100% rate applicable to "prohibited transactions." Any REO Tax imposed on the Trust Fund's income from an REO Property would reduce the amount available for distribution to Certificateholders. Certificateholders are advised to consult their tax advisors regarding the possible imposition of REO Taxes in connection with the operation of commercial REO Properties by REMICs.

LEASEHOLD RISKS

    Mortgage Loans may be secured by a mortgage on a ground lease. Leasehold mortgages are subject to certain risks not associated with mortgage loans secured by the fee estate of the mortgagor. The most significant of these risks is that the ground lease creating the leasehold estate could terminate, leaving the leasehold mortgagee without its security. The ground lease may terminate if, among other reasons, the ground lessee breaches or defaults in is obligations under the ground lease or there is a bankruptcy of the ground lessee or the ground lessor. This risk may be minimized if the ground lease contains certain provisions protective of the mortgagee, but the ground leases that secure Mortgage Loans may not contain some of these protective provisions, and mortgages may not contain the other protections discussed in the next paragraph. Protective ground lease provisions include the right of the leasehold mortgagee to receive notices from the ground lessor of any defaults by the mortgagor; the right to cure such defaults, with adequate cure periods; if a default is not susceptible of cure by the leasehold mortgagee, the right to acquire the leasehold estate through foreclosure or otherwise; the ability of the ground lease to be assigned to and by the leasehold mortgagee or purchaser at a foreclosure sale and for the concomitant release of the ground lessee's liabilities thereunder; and the right of the leasehold mortgagee to enter into a new ground lease with the ground lessor on the same terms and conditions as the old ground lease in the event of a termination thereof.

    In addition to the foregoing protections, a leasehold mortgagee may require that the ground lease or leasehold mortgage prohibit the ground lessee from treating the ground lease as terminated in the event of the ground lessor's bankruptcy and rejection of the ground lease by the trustee for the debtor-ground lessor. As further protection, a leasehold mortgage may provide for the assignment of the debtor-ground lessee's right to reject a lease pursuant to Section 365 of the Bankruptcy Reform Act of 1978, as amended (Title 11 of the United States Code), although the enforceability of such clause has not been established. Without the protections described above, a leasehold mortgagee may lose the collateral securing its leasehold mortgage. In addition, terms and conditions of a leasehold mortgage are subject to the terms and conditions of the ground lease. Although certain rights given to a ground lessee can be limited by the terms of a leasehold mortgage, the rights of a ground lessee or a leasehold mortgagee with respect to, among other things, insurance, casualty and condemnation will be governed by the provisions of the ground lease.

RIGHTS OF REDEMPTION

    In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the trustor or borrower and foreclosed junior lienors are given a statutory period in which to redeem the property from the foreclosure sale. The right of redemption should be distinguished from the equity of redemption, which is a nonstatutory right that must be exercised prior to the foreclosure sale. In some states, redemption may occur only upon payment of the foreclosure sales price and expenses of foreclosure. In other states, redemption may be authorized if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property. The

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right of redemption would defeat the title of any purchaser from the lender subsequent to foreclosure or sale under a deed of trust. Consequently, the practical effect of a right of redemption is to force the lender to retain the property and pay expenses of ownership until the redemption period has run. In some states, there is no right to redeem property after a trustee's sale under a deed of trust.

    Under the REMIC Provisions currently in effect, property acquired by foreclosure generally must not be held for more than two years. Unless otherwise provided in the related Prospectus Supplement, with respect to a series of Certificates for which an election is made to qualify the Trust Fund or a part thereof as a REMIC, the Agreement will permit foreclosed property to be held for more than two years if the Internal Revenue Service grants an extension of time within which to sell such property or independent counsel renders an opinion to the effect that holding such property for such additional period is permissible under the REMIC Provisions.

ENVIRONMENTAL MATTERS

    Real property pledged as security to a lender may be subject to environmental risks. For example, certain environmental liabilities may (1) cause a diminution in the value of the Mortgaged Property; (2) limit the lender's foreclosure rights; and (3) subject the lender to liability for clean-up costs or other remedial actions which could exceed the value of the principal balance of the related Mortgage Loan or of such Mortgaged Property. Under the laws of certain states, contamination of a property may give rise to a lien on the property to assure the costs of clean-up. In several states, such a lien has priority over the lien of an existing mortgage against such property.

    The presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the market value of the property, as well as the owner's ability to sell or use the real estate or to borrow using the real estate as collateral. In addition, certain environmental laws and common law principles govern the responsibility for the removal, encapsulation or disturbance of asbestos containing materials ("ACMs") when these ACMs are in poor condition or when a property with ACMs is undergoing repair, renovation or demolition. Such laws could also be used to impose liability upon owners and operators of real properties for release of ACMs into the air that cause personal injury or other damage. In addition to cleanup and natural resource damages actions brought by federal, state, and local agencies and private parties, the presence of hazardous substances on a property may lead to claims of personal injury, property damage, or other claims by private plaintiffs.

    Under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and under the laws of certain states, a secured party which takes a deed-in-lieu of foreclosure, purchases a mortgaged property at a foreclosure sale, or operates a Mortgaged Property may become liable in some circumstances either to the government or to private parties for cleanup costs, even if the lender does not cause or contribute to the contamination. Liability under some federal or state statutes may not be limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. CERCLA imposes strict, as well as joint and several, liability on several classes of potentially responsible parties, including current owners and operators of the property, regardless of whether they caused or contributed to the contamination. Many states have laws similar to CERCLA.

    Lenders may be held liable under CERCLA as owners or operators. Excluded from CERCLA's definition of "owner or operator," however, is a person "who without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest." This exemption for holders of a security interest such as a secured lender applies only in circumstances where the lender acts to protect its security interest in the contaminated facility or property. Thus, if a lender's activities encroach on the actual management of such facility or property, the lender faces potential liability as an "owner or operator" under CERCLA. Similarly, when a lender forecloses and takes title to a contaminated facility or property (whether it holds the facility or property as an investment or leases it to a third party), the lender may incur potential CERCLA liability.

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    Whether actions taken by a lender would constitute such an encroachment on the actual management of a facility or property, so as to render the secured creditor exemption unavailable to the lender has been a matter of judicial interpretation of the statutory language, and court decisions have historically been inconsistent.

    This ambiguity appears to have been resolved by the enactment of the Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the "Asset Conservation Act"), signed into law by President Clinton on September 30, 1996, which lists permissible actions that may be undertaken by a lender holding security in a contaminated facility without exceeding the bounds of the secured creditor exemption, subject to certain conditions and limitations. The Asset Conservation Act provides that in order to be deemed to have participated in the management of a secured property, a lender must actually participate in the operational affairs of the property or the borrower. The Asset Conservation Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms. The protections afforded lenders under the Asset Conservation Act are subject to terms and conditions that have not been clarified by the courts.

    The secured creditor exemption does not protect a lender from liability under CERCLA in cases where the lender arranges for disposal of hazardous substances or for transportation of hazardous substances. In addition, the secured creditor exemption does not govern liability for cleanup costs under federal laws other than CERCLA. CERCLA's jurisdiction extends to the investigation and remediation of releases of "hazardous substances." The definition of "hazardous substances" under CERCLA specifically excludes petroleum products. Therefore, a federal statute of particular significance is Subtitle I of the Resource Conservation and Recovery Act ("RCRA"), which governs the operation and management of underground petroleum storage tanks. Under the Asset Conservation Act, the protections accorded to lenders under CERCLA are also accorded to the holders of security interests in underground storage tanks. It should be noted, however, that liability for cleanup of petroleum contamination may be governed by state law, which may not provide for any specific protection for secured creditors.

    In a few states, transfer of some types of properties is conditioned upon clean up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to cleanup the contamination before selling or otherwise transferring the property.

    Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable in such cases, unanticipated or uninsurable liabilities of the borrower may jeopardize the borrower's ability to meet its loan obligations.

    If a lender is or becomes liable, it may bring an action for contribution against the owner or operator who created the environmental hazard, but that person or entity may be bankrupt or otherwise judgment proof. It is possible that cleanup costs could become a liability of the Trust Fund and occasion a loss to Certificateholders in certain circumstances described above if such remedial costs were incurred.

    Except as otherwise specified in the applicable Prospectus Supplement, at the time the Mortgage Loans were originated, it is possible that no environmental assessment or a very limited environmental assessment of the Mortgaged Properties was conducted.

    Unless otherwise specified in the related Prospectus Supplement, the Servicing Agreement, Master Servicing Agreement or Special Servicing Agreement, as applicable, provides that the Servicer, the Master Servicer or the Special Servicer, as applicable, acting on behalf of the Trust Estate or Trust Fund, as applicable, may not acquire title to a Mortgaged Property underlying a Mortgage Loan or take over its operation unless the Servicer, the Master Servicer or the Special Servicer, as applicable, has previously

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determined, based upon a report prepared by a person who regularly conducts environmental audits, that (i) the Mortgaged Property is in compliance with applicable environmental laws and regulations or, if not, that taking such actions as are necessary to bring the Mortgaged Property in compliance therewith is reasonably likely to produce a greater recovery on a present value basis than not taking such actions and (ii) there are no circumstances or conditions present that have resulted in any contamination or if such circumstances or conditions are present for which such action could be required, taking such actions with respect to the affected Mortgaged Property is reasonably likely to produce a greater recovery on a present value basis than not taking such actions.

CERTAIN LAWS AND REGULATIONS

    The Mortgaged Properties are subject to compliance with various federal, state and local statutes and regulations. Failure to comply (together with an inability to remedy any such failure) could result in material diminution in the value of a Mortgaged Property which could, together with the limited alternative uses for such Mortgaged Property, result in a failure to realize the full principal amount of the Mortgage Loans.

    For instance, Mortgaged Properties which are hospitals, nursing homes or convalescent homes may present special risks in large part due to significant governmental regulation of the operation, maintenance, control and financing of health care institutions. Mortgaged Properties which are hotels or motels may present additional risk in that: (i) hotels and motels are typically operated pursuant to franchise, management and operating agreements which may be terminable by the operator, and (ii) the transferability of the hotel's operating, liquor and other licenses to the entity acquiring the hotel either through purchase or foreclosure is subject to the vagaries of local law requirements.

LEASES AND RENTS

    Multifamily and commercial mortgage loan transactions often provide for an assignment of the leases and rents pursuant to which the borrower typically assigns its right, title and interest, as landlord under each lease and the income derived therefrom, to the lender while either obtaining a license to collect rents for so long as there is no default or providing for the direct payment to the lender. The manner of perfecting the mortgagee's interest in rents may depend on whether the mortgagor's assignment was absolute or one granted as security for the loan. Failure to properly perfect the mortgagee's interest in rents may result in the loss of substantial pool of funds, which could otherwise serve as a source of repayment for such loan. If the mortgagor defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents. In most states, hotel and motel room revenues are considered accounts receivable under the UCC; generally these revenues are either assigned by the mortgagor, which remains entitled to collect such revenues absent a default, or pledged by the mortgagor, as security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the revenues and must file continuation statements, generally every five years, to maintain perfection of such security interest. Even if the lender's security interest in room revenues is perfected under the UCC, the lender will generally be required to commence a foreclosure or otherwise take possession of the property in order to collect the room revenues after a default.

PERSONALITY

    Certain types of Mortgaged Properties, such as hotels, motels and industrial plants, are likely to derive a significant part of their value from personal property which does not constitute "fixtures" under applicable state real property law and, hence, would not be subject to the lien of a mortgage. Such property is generally pledged or assigned as security to the lender under the UCC. In order to perfect its security interest therein, the lender generally must file UCC financing statements and, to maintain perfection of such security interest, file continuation statements generally every five years.

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ANTI-DEFICIENCY LEGISLATION AND OTHER LIMITATIONS ON LENDERS

    Certain states have imposed statutory restrictions that limit the remedies of a beneficiary under a deed of trust or a mortgagee under a mortgage. In some states, statutes limit the right of the beneficiary or mortgagee to obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal in most cases to the difference between the amount due to the lender and the net amount realized upon the foreclosure sale. Other statutes may require the beneficiary or mortgagee to exhaust the security afforded under a deed of trust or mortgage by foreclosure in an attempt to satisfy the full debt before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting such security; however, in some of these states, the lender, following judgment on such personal action, may be deemed to have elected a remedy and may be precluded from exercising remedies with respect to the security. Consequently, the practical effect of the election requirement, when applicable, is that lenders will usually proceed first against the security rather than bringing personal action against the borrower. Finally, other statutory provisions may limit any deficiency judgment against the former borrower following a foreclosure sale to the excess of the outstanding debt over the fair market value of the property at the time of such sale. The purpose of these statutes is to prevent a beneficiary or a mortgagee from obtaining a large deficiency judgment against the former borrower as a result of low or no bids at the judicial sale. In some states, exceptions to the anti-deficiency statutes are provided for in certain instances where the value of the lender's security has been impaired by acts or omissions of the borrower, for example, in the event of waste of the property.

    In addition, substantive requirements are imposed upon lenders in connection with the origination and the servicing of mortgage loans by numerous federal and some state consumer protection laws. The laws include the federal Truth-in-Lending Act, Real Estate Settlement Procedures Act, Equal Credit Opportunity Act, Fair Credit Billing Act, Fair Credit Reporting Act and related statutes and regulations. These federal laws impose specific statutory liabilities upon lenders who originate loans and who fail to comply with the provisions of the law. In some cases, this liability may affect assignees of the loans.

FEDERAL BANKRUPTCY AND OTHER LAWS AFFECTING CREDITORS' RIGHTS

    In addition to laws limiting or prohibiting deficiency judgments, numerous other statutory provisions, including the federal bankruptcy laws (the "Bankruptcy Code") and state laws affording relief to debtors, may interfere with or affect the ability of the secured lender to realize upon collateral and/or enforce a deficiency judgment. For example, with respect to federal bankruptcy law, the filing of a petition acts as a stay against the enforcement of remedies (including the right of foreclosure) for collection of a debt. Also, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay a senior lender from taking action to foreclose out the junior lien.

    In a Chapter 11 case under the Bankruptcy Code, the lender's lien may be transferred to other collateral and/or be limited in amount to the value of the lender's interest in the collateral as of the date of the bankruptcy. The loan term may be extended, the interest rate may be adjusted to market rates and the priority of the loan may be subordinated to bankruptcy court-approved financing. The bankruptcy court can reinstate accelerated indebtedness and also, in effect, invalidate due-on-sale clauses through confirmed Chapter 11 plans of reorganization. Under Section 363(b) and (f) of the Bankruptcy Code, a trustee for a lessor, or a lessor as debtor-in-possession, may, despite the provisions of the related Mortgage Loan to the contrary, sell the Mortgaged Property free and clear of all liens, which liens would then attach to the proceeds of such sale.

    The Bankruptcy Code has recently been amended to provide that a lender's perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary "based on the equities of the case." Thus, unless a court orders otherwise, revenues from a Mortgaged Property generated after the date the bankruptcy petition is filed will constitute "cash collateral" under the Bankruptcy Code. Debtors may only use cash

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collateral upon obtaining the lender's consent or a prior court order finding that the lender's interest in the Mortgaged Properties and the cash collateral is "adequately protected" and such term is defined and interpreted under the Bankruptcy Code. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to hotel revenues.

    Lessee bankruptcies at the Mortgaged Properties could have an adverse impact on the Mortgagors' ability to meet their obligations. For example, Section 365(e) of the Bankruptcy Code provides generally that rights and obligations under an unexpired lease may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease conditioned upon the commencement of a case under the Bankruptcy Code or certain other similar events. In addition, Section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property of or from a debtor's estate, which may delay the Trustee's exercise of such remedies in the event that the lessee becomes the subject of a proceeding under the Bankruptcy Code.

    Section 365(a) of the Bankruptcy Code generally provides that a trustee or a debtor-in-possession in a case under the Bankruptcy Code has the power to assume or to reject an executory contract or an unexpired lease of the debtor, in each case subject to the approval of the bankruptcy court administering such case. If the trustee or debtor-in-possession rejects an executory contract or an unexpired lease, such rejection generally constitutes a breach of the executory contract or unexpired lease immediately before the date of the filing of the petition. As a consequence, the other party or parties to such executory contract or unexpired lease, such as the Mortgagor, as lessor under a lease, would have only an unsecured claim against the debtor for damages resulting from such breach, which could adversely affect the security for the related Mortgage Loan. Moreover, under Section 502(b)(6) of the Bankruptcy Code, the claim of a lessor for such damages from the termination of a lease of real property will be limited to the sum of (i) the rent reserved by such lease, without acceleration, for the greater of one year or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of the date of the filing of the petition and the date on which such lender repossessed, or the lessee surrendered, the leased property, and (ii) any unpaid rent due under such lease, without acceleration, on the earlier of such dates.

    Under Section 365(f) of the Bankruptcy Code, if a trustee or debtor-in-possession assumes an executory contract or an unexpired lease of the debtor, the trustee or debtor-in-possession generally may assign such executory contract or unexpired lease, notwithstanding any provision therein or in applicable law that prohibits, restricts or conditions such assignment, provided that the trustee or debtor-in-possession provides "adequate assurance of future performance" by the assignee. The Bankruptcy Code specifically provides, however, that adequate assurance of future performance for purposes of a lease of real property in a shopping center includes adequate assurance of the source of rent and other consideration due under such lease, and in the case of an assignment, that the financial condition and operating performance of the proposed assignee and its guarantors, if any, shall be similar to the financial condition and operating performance of the debtor and its guarantors, if any, as of the time the debtor became the lessee under the lease, that any percentage rent due under such lease will not decline substantially, that the assumption and assignment of the lease is subject to all the provisions thereof, including (but not limited to) provisions such as a radius location, use or exclusivity provision, and will not breach any such provision contained in any other lease, financing agreement, or master agreement relating to such shopping center, and that the assumption or assignment of such lease will not disrupt the tenant mix or balance in such shopping center. Thus, an undetermined third party may assume the obligations of the lessee under a lease in the event of commencement of a proceeding under the Bankruptcy Code with respect to the lessee.

    Under Section 365(h) of the Bankruptcy Code, if a trustee for a lessor, or a lessor as a debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat such lease as terminated by such rejection or, in the alternative, may remain in possession of the leasehold for the balance of such term

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and for any renewal or extension of such term that is enforceable by the lessee under applicable nonbankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after such a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and any such renewal or extension thereof, any damages occurring after such date caused by the nonperformance of any obligation of the lessor under the lease after such date.

    In a bankruptcy or similar proceeding, action may be taken seeking the recovery as a preferential transfer of any payments made by the mortgagor under the related Mortgage Loan to the Trust Fund. Payments on long-term debt may be protected from recovery as preferences if they are payments in the ordinary course of business made on debts incurred in the ordinary course of business. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

    A trustee in bankruptcy, in some cases, may be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide a mortgagor with means to halt a foreclosure proceeding or sale and to force a restructuring of a mortgage loan on terms a lender would not otherwise accept. Moreover, the laws of certain states also give priority to certain tax liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagee have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors.

DUE ON-SALE CLAUSES IN MORTGAGE LOANS

    A note, mortgage or deed of trust relating to the Mortgage Loans generally contains a "due-on-sale" clause permitting acceleration of the maturity of a loan if the borrower transfers its interest in the property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce such clauses in many states. By virtue, however, of the Garn St. Germain Depository Institutions Act of 1982 (the "Garn Act") effective October 15, 1982 (which purports to preempt state laws which prohibit the enforcement of due-on-sale clauses by providing among other matters, that "due-on-sale" clauses in certain loans made after the effective date of the Garn Act are enforceable, within certain limitations as set forth in the Garn Act and the regulations promulgated thereunder) the Servicer or the Master Servicer may nevertheless be able to accelerate many of the Mortgage Loans that contain a "due-on-sale" provision upon transfer of an interest in the property subject to the Mortgage Loans, regardless of the Servicer's or the Master Servicer's ability to demonstrate that a sale threatens its legitimate security interest.

ENFORCEABILITY OF PREPAYMENT AND LATE PAYMENT FEES

    Forms of notes, mortgages and deeds of trust used by lenders may contain provisions obligating the borrower to pay a late charge if payments are not timely made, and in some circumstances may provide for prepayment fees or penalties if the obligation is paid prior to maturity. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. The enforceability, under the laws of a number of states of provisions providing for prepayment fees or penalties upon an involuntary prepayment is unclear, and no assurance can be given that, at the time a prepayment fee or penalty is required to be made on a Mortgage Loan in connection with an involuntary prepayment, the obligation to make such payment will be enforceable under applicable state law. Late charges and prepayment fees are typically retained by servicers as additional servicing compensation. The absence of a restraint on prepayment, particularly with respect to Mortgage Loans having higher mortgage rates, may increase the likelihood of refinancing or other early retirements of the Mortgage Loans.

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EQUITABLE LIMITATIONS ON REMEDIES

    In connection with lenders' attempts to realize upon their security, courts have invoked general equitable principles. The equitable principles are generally designed to relieve the borrower from the legal effect of his defaults under the loan documents. Examples of judicial remedies that have been fashioned include judicial requirements that the lender undertake affirmative and expensive actions to determine the causes for the borrower's default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender's judgment and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from temporary financial disability. In other cases, courts have limited the right of a lender to realize upon his security if the default under the security agreement is not monetary, such as the borrower's failure to adequately maintain the property or the borrower's execution of secondary financing affecting the property. Finally, some courts have been faced with the issue of whether or not federal or state constitutional provisions reflecting due process concerns for adequate notice require that borrowers under security agreements receive notices in addition to the statutorily prescribed minimums. For the most part, these cases have upheld the notice provisions as being reasonable or have found that, in cases involving the sale by a trustee under a deed of trust or by a mortgagee under a mortgage having a power of sale, there is insufficient state action to afford constitutional protections to the borrower.

    The Mortgage Loans may include a debt-acceleration clause, which permits the lender to accelerate the debt upon a monetary default of the borrower, after the applicable cure period. The courts of all states will enforce clauses providing for acceleration in the event of a material payment default. However, courts of any state, exercising equity jurisdiction, may refuse to allow a lender to foreclose a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust and the circumstances would render the acceleration unconscionable.

APPLICABILITY OF USURY LAWS

    Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980, enacted in March 1980 ("Title V"), provides that state usury limitations shall not apply to certain types of residential first mortgage loans originated by certain lenders after March 31, 1980. Similar federal statutes were in effect with respect to mortgage loans made during the first three months of 1980. The OTS, as successor to the Federal Home Loan Bank Board, is authorized to issue rules and regulations and to publish interpretations governing implementation of Title V. Title V authorizes any state to reimpose interest rate limits by adopting, before April 1, 1983, a state law, or by certifying that the voters of such state have voted in favor of any provision, constitutional or otherwise, which expressly rejects an application of the federal law. Fifteen states adopted such a law prior to the April 1, 1983 deadline. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V.

    In any state in which application of Title V has been expressly rejected or a provision limiting discount points or other charges is adopted, no Mortgage Loan originated after the date of such state action will be eligible as Mortgage Assets unless (i) such Mortgage Loan provides for such interest rate, discount points and charges as are permitted in such state or (ii) such Mortgage Loan provides that the terms thereof shall be construed in accordance with the laws of another state under which such interest rate, discount points and charges would not be usurious and the Mortgagor's counsel has rendered an opinion that such choice of law provision would be given effect. No Mortgage Loan originated prior to January 1, 1980 will bear interest or provide for discount points or charges in excess of permitted levels.

ALTERNATIVE MORTGAGE INSTRUMENTS

    Alternative mortgage instruments, including ARMs originated by non-federally chartered lenders, have historically been subject to a variety of restrictions. Such restrictions differed from state to state,

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resulting in difficulties in determining whether a particular alternative mortgage instrument originated by a state-chartered lender complied with applicable law. These difficulties were alleviated substantially as a result of the enactment of Title VIII of the Garn St. Germain Act ("Title VIII"). Title VIII provides that, notwithstanding any state law to the contrary, state-chartered banks may originate "alternative mortgage instruments" (including ARMs) in accordance with regulations promulgated by the Comptroller of the Currency with respect to origination of alternative mortgage instruments by national banks; state chartered credit unions may originate alternative mortgage instruments in accordance with regulations promulgated by the National Credit Union Administration with respect to origination of alternative mortgage instruments by federal credit unions and all other non-federally chartered housing creditors, including state-chartered savings and loan associations; and state-chartered savings banks and mortgage banking companies may originate alternative mortgage instruments in accordance with the regulations promulgated by the Federal Home Loan Bank Board, as succeeded by the OTS, with respect to origination of alternative mortgage instruments by federal savings and loan associations. Title VIII provides that any state may reject applicability of the provisions of Title VIII by adopting, prior to October 15, 1985, a law or constitutional provision expressly rejecting the applicability of such provisions. Certain states have taken such action.

SECONDARY FINANCING; DUE-ON-ENCUMBRANCE PROVISIONS

    Certain of the Mortgage Loans may not restrict secondary financing, thereby permitting the borrower to use the Mortgaged Property as security for one or more additional loans. Certain of the Mortgage Loans may preclude secondary financing (by permitting the first lender to accelerate the maturity of its loan if the borrower further encumbers the Mortgaged Property or in some other fashion) or may require the consent of the senior lender to any junior or substitute financing; however, such provisions may be unenforceable in certain jurisdictions under certain circumstances.

    Where the borrower encumbers the Mortgaged Property with one or more junior liens, the senior lender is subjected to additional risk. For example, the borrower may have difficulty servicing and repaying multiple loans or acts of the senior lender which prejudice the junior lender or impair the junior lender's security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. In addition, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with, delay and in certain circumstances even prevent the taking of action by the senior lender. In addition, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

AMERICANS WITH DISABILITIES ACT

    Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder (collectively, the "ADA"), in order to protect individuals with disabilities, public accommodations (such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent "readily achievable." In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The "readily achievable" standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the Mortgagor in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the Mortgagor as owner or landlord. Furthermore, since the "readily achievable" standard may vary depending on the financial condition of the owner or landlord,

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a foreclosing lender who is financially more capable than the Mortgagor of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the Mortgagor is subject.

SOLDIERS' AND SAILORS' CIVIL RELIEF ACT OF 1940

    Under the terms of the Soldiers' and Sailors' Civil Relief Act of 1940, as amended (the "Relief Act"), a mortgagor who enters military service after the origination of such mortgagor's Mortgage Loan (including a mortgagor who was in reserve status and is called to active duty after origination of the Mortgage
Loan), may not be charged interest (including fees and charges) above an annual rate of 6% during the period of such mortgagor's active duty status, unless a court orders otherwise upon application of the lender. The Relief Act applies to mortgagors who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service assigned to duty with the military. Because the Relief Act applies to mortgagors who enter military service (including reservists who are called to active duty) after origination of the related Mortgage Loan, no information can be provided as to the number of loans that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of any servicer to collect full amounts of interest on certain of the Mortgage Loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of the related series of Certificates, and would not be covered by advances or, unless otherwise specified in the related Prospectus Supplement, any form of Credit Support provided in connection with such Certificates. In addition, the Relief Act imposes limitations that would impair the ability of the servicer to foreclose on an affected Mortgage Loan during the mortgagor's period of active duty status, and, under certain circumstances, during an additional three month period thereafter. Thus, in the event that such a Mortgage Loan goes into default, there may be delays and losses occasioned thereby.

FORFEITURES IN DRUG AND RICO PROCEEDINGS

    Federal law provides that property owned by persons convicted of drug-related crimes or of criminal violations of the Racketeer Influenced and Corrupt Organizations ("RICO") statute can be seized by the government if the property was used in, or purchased with the proceeds of, such crimes. Under procedures contained in the Comprehensive Crime Control Act of 1984 (the "Crime Control Act"), the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties "known to have an alleged interest in the property," including the holders of mortgage loans.

    A lender may avoid forfeiture of its interest in the property if it establishes that: (i) its mortgage was executed and recorded before commission of the crime upon which the forfeiture is based, or (ii) the lender was, at the time of execution of the mortgage, "reasonably without cause to believe" that the property was used in, or purchased with the proceeds of, illegal drug or RICO activities.

                                 THE INDENTURE

    The following summaries describe certain provisions of the Indenture. The summaries do not purport to be complete and are subject to, and qualified in their entirety by reference to, the provisions of the Indenture. Where particular provisions or terms used in the Indenture are referred to, such provisions or terms are as specified in the Indenture.

CERTAIN COVENANTS

    The Issuer may not liquidate or dissolve, without the consent of the holders of not less than 66 2/3% of the Aggregate Outstanding Principal of each Series. The Issuer also may not consolidate or merge with or into any other Person or convey or transfer its properties and assets substantially as an entirety without the consent of holders of not less than 66 2/3% of the Aggregate Outstanding Principal of each Series, and

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unless (a) the Person (if other than the Issuer) formed or surviving such merger or consolidation or acquiring such assets is a Person organized under the laws of the United States of America or any State and shall have expressly assumed, by supplemental indenture in form satisfactory to the Trustee, the due and punctual payment of principal of and interest on all Bonds and the performance of every applicable covenant of the Indenture to be performed, by the Issuer,
(b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred, and be continuing, (c) the Trustee shall have received a letter from each Rating Agency rating any outstanding Bonds to the effect that the rating issued with respect to such Bonds is confirmed notwithstanding the consummation of such transaction and (d) the Trustee shall have received from the Issuer an Officers' Certificate and an Opinion of Counsel, each to the effect that, among other things, such transaction complies with the foregoing requirements.

    The Issuer may incur, assume, have outstanding or guarantee any indebtedness other than pursuant to the Indenture only subject to certain conditions and limitations.

MODIFICATION OF INDENTURE

    Except as set forth below, with the consent of the holders of not less than a majority of the then Aggregate Outstanding Principal of each Series or Class of such Series to be affected, the Trustee and the Issuer may amend the Indenture or execute a supplemental indenture, to add provisions to or change or eliminate any provisions of the Indenture or Trust Agreement, as applicable, relating to such Series, or modify the rights of the holders of the Bonds of that Series.

    Without the consent of the holder of each outstanding Bond affected, however, except as provided below, no such amendment or supplemental indenture shall (i) change the Stated Maturity of the principal of or any installment of principal of or interest on any Bond or reduce the principal amount thereof, the Bond Interest Rate for any Bond or the Redemption Price with respect thereto, or change the provisions of the Trust Indenture or the related Series Supplement relating to the application of the Trust Estate to payment principal of or interest on the affected Bonds, or change any place of payment where, or the coin or currency in which, any affected Bond or any interest thereon is payable, or impair the right to institute suit for the enforcement of the provisions of the Indenture regarding payment, (ii) reduce the percentage of Aggregate Outstanding Principal of the Bonds of the affected Series or Class of such Series, the consent of the holders of which is required for the authorization of any such amendment or supplemental indenture or for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences, (iii) modify or alter the provisions of the Indenture defining the term "Outstanding," (iv) permit the creation of any lien ranking prior to or on a parity with the lien of the Indenture with respect to any part of the property subject to the lien of the Indenture or terminate the lien of the Indenture on any property at any time subject thereto or deprive the holder of any Bond of the security afforded by the lien of the Indenture, (v) reduce the percentage of the Aggregate Outstanding Principal of any Series (or Class of such Series), the consent of the holders of which is required to direct the Trustee to liquidate the Mortgage Assets for such Series, (vi) modify any of the provisions of the Indenture if such modification affects the calculation of the amount of any payment of interest or principal due and payable on any Bond on any Payment Date or to ffect the rights of the holders of Bonds of any Series (or Class of such Series) to the benefit of any provisions for the mandatory redemption of Bonds of such Series (or Class of such Series) contained therein or in the related Series Supplement or (vii) modify the provisions of the Indenture regarding any modifications of such Indenture requiring consent of the holders of Bonds, except to increase the percentage or number of holders required to consent to such modification of such Indenture or Trust Agreement, as applicable, or to provide that additional provisions of the Indenture cannot be modified or waived without the consent of the holder of each Bond affected thereby.

    The Issuer and the Trustee may also amend the Indenture or enter into supplemental indentures, without obtaining the consent of holders of any Series, to cure any ambiguity or to correct or supplement any provision of the Indenture or any supplemental indenture which may be defective or inconsistent with

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
any other provision, or to make or to amend any other provisions with respect to matters or questions arising under the Indenture or any supplemental indenture, provided that such action shall not materially adversely affect the interests of the holders of the Bonds. Such amendments may also be made and such supplemental indentures may also be entered into without the consent of Bondholders or Certificateholders to set forth the terms of and security for additional Series, to evidence the succession of another person to the Issuer, to add to the conditions, limitations and restrictions on certain terms of any Series and to the covenants of the Issuer, to surrender any right or power conferred upon the Issuer, to convey, transfer, assign, mortgage or pledge any property to the Trustee, to correct or amplify the description of any property subject to the lien of the Indenture to modify the Indenture to the extent necessary to effect the Trustee's qualification under the TIA or comply with the requirements of the TIA, to provide for the issuance of Bonds of any Series, to make any amendment necessary or desirable to maintain the status of a REMIC as a REMIC and to amend the provisions of the Indenture relating to authentication and delivery of a Series with respect to which a supplemental indenture has not theretofore been authorized or to evidence and provide for the acceptance of appointment by a successor trustee.

EVENTS OF DEFAULT

    Unless otherwise stated in the related Prospectus Supplement, an "Event of Default" with respect to any Series is defined in the Indenture as being: (i) a continuing default for 5 days in the payment of interest on any Bond of such Series; (ii) a continuing default for five days in the payment of principal, when due, of any Bond of such Series; (iii) the impairment of the validity or effectiveness of the Indenture or any grant thereunder, or the subordination, termination or discharge of the lien of the Indenture with respect to such Series, or the release of any Person from any covenants or obligations under the Indenture with respect to such Series, unless otherwise expressly permitted, or the creation of any lien, charge, security interest, mortgage or other encumbrance with respect to any part of the property subject to the lien of the Indenture, or any interest in or proceeds of such property, or the failure of the lien of the Indenture to constitute a valid first priority security interest in the property subject to the lien of the Indenture and the continuation of any of such defaults for a period of 30 days after notice to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25% of the then Aggregate Outstanding Principal of such Series; (iv) a default in the observance of, or breach of, any covenant or negative covenant of the Issuer made in the Indenture, or a material breach of any representation or warranty of the Issuer made in the Indenture or in any certificate or other document delivered pursuant thereto or in connection therewith as of the time when the same shall have been made, and the continuation of any such default or breach for a period of 60 days after notice to the Issuer by the Trustee or to the Issuer and the Trustee by the holders of at least 25% of the then Aggregate Outstanding Principal of such Series (unless the default or breach is with respect to certain covenants specified in the Indenture not requiring such continuation or notice); and (v) certan events of bankruptcy, insolvency, receivership or reorganization of the Issuer. Notwithstanding the foregoing, if a Series includes a Class of Subordinate Bonds, the Series Supplement for such a Series may provide that certain defaults which relate only to such Subordinate Securities shall not constitute an Event of Default with respect to the Bonds, under certain circumstances, and may limit the rights of holders of Subordinate Securities to direct the Trustee to pursue remedies with respect to such defaults, or other Events of Default. Such limitations, if any, will be specified in the related Prospectus Supplement.

    Unless otherwise provided in the related Prospectus Supplement, in case an Event of Default with respect to any Series should occur and be continuing, the Trustee may and, upon the written request of the holders of at least 25% of the then Aggregate Outstanding Principal of such Series shall, declare all Bonds of such Series to be due and payable, together with accrued and unpaid interest thereon. Such declaration may under certain circumstances be rescinded by the holders of a majority of the then Aggregate Outstanding Principal of such Series.

    The Indenture provides that the Trustee shall, within 90 days after the occurrence of an Event of Default with respect to a Series, mail to the holders of such Series notice of all uncured or unwaived

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defaults known to it; provided that, except in the case of an Event of Default in the payment of the principal or purchase price of or interest on any Bond, the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the Bondholders of such Series, and provided, further, that, in the case of a default specified in clause (iv) of the first paragraph of this "Events of Default" subsection the Trustee is not required to give such notice until at least 30 days after the occurrence of such default or breach and that, in the case of any default or breach specified in clause (v) of the first paragraph of this "Events of Default" subsection, the Trustee is not required to give such notice until at least 60 days after the occurrence of such default or breach.

    An Event of Default with respect to one Series will not necessarily be an Event of Default with respect to any other Series.

    Unless otherwise provided in the related Prospectus Supplement, if following an Event of Default with respect to any Series, the Bonds of such Series have been declared to be due and payable, the Trustee may, but shall not be obligated to, in its sole discretion, refrain from liquidating the related Mortgage Assets if (i) the Trustee determines that the amounts receivable with respect to such Mortgage Assets and any Enhancement will be sufficient to pay (a) all principal of and interest on the Bonds in accordance with their terms without regard to the declaration of acceleration and (b) all sums due the Trustee and any other administrative amounts required to be paid under the Indenture and (ii) Holders of the requisite percentage of the Securities of such Series have not directed the Trustee to sell the related Mortgage Assets as so specified in the Indenture. In addition, unless otherwise specified in the related Prospectus Supplement, the Trustee is prohibited from selling the Trust Estate following certain Events of Default unless (a) the amounts receivable with respect to the Mortgage Assets and any Enhancement are not sufficient to pay in full the principal of and accrued interest on the Bonds of such Series and to pay sums due the Trustee and other administrative expenses specified in the Indenture and the Trustee obtains the consent of holders of 66 2/3% of the Aggregate Outstanding Principal of such Series or (b) the Trustee obtains the consent of 100% of the Aggregate Outstanding Principal of such Series, and subject to the provisions of the related Prospectus Supplement, the obligor under the Enhancement. Unless otherwise provided in the related Prospectus Supplement, the proceeds of a sale of Mortgage Assets will be applied to the payment of amounts due the Trustee and other administrative expenses specified in the Indenture and then distributed pro rata among the Bondholders of such Series (without regard to Class, provided that Subordinate Securities will be subordinate to Senior Securities of the Sries to the extent provided in the related Prospectus Supplement) according to the amounts due and payable on the Bonds for principal and interest at the time such proceeds are distributed by the Trustee.

    The Trustee shall not be deemed to have knowledge of any Event of Default or Default described in clauses (iv) through (vi) of the first paragraph of this "Events of Default" subsection unless an officer in the Trustee's corporate trust department has actual knowledge thereof. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Bondholders of a Series, unless such Bondholders shall have offered to the Trustee reasonable security or indemnity. Subject to such provisions for indemnification and certain limitations contained in the Indenture the holders of a majority of the then Aggregate Outstanding Principal of a Series (or of such Classes specified in the related Prospectus Supplement) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Series. In addition, the Holders of a majority of the then Aggregate Outstanding Principal of a Series (or of such Classes specified in the related Prospectus Supplement) may, in certain cases, waive any default with respect to such Series, except a default in payment of principal or interest or in respect of a covenant or provision which cannot be modified without the consent of all Bondholders affected.

    Unless otherwise specified in the related Prospectus Supplement, no holder of Bonds of a Series will have the right to institute any Proceeding with respect to the Indenture, unless (i) such Holder previously

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has given to the Trustee written notice of a continuing Event of Default with respect to such Series and has offered the Trustee satisfactory indemnity, (ii) the Holders of not less than 25% of the then Aggregate Outstanding Principal of such Series have made written request upon the Trustee to institute such Proceeding as Trustee and have offered satisfactory indemnity, (iii) the Trustee has, for 60 days after receipt of such notice, request and offer of indemnity, failed to institute any such Proceeding and (iv) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority of the then Aggregate Outstanding Principal of such Series; provided, however, that in the event that the Trustee receives conflicting requests and indemnities from two or more groups of Bondholders, each representing less than a majority of the Aggregate Outstanding Principal of such Series, the Trustee may in its sole discretion determine what action with respect to the Proceeding, if any, shall be taken.

AUTHENTICATION AND DELIVERY OF BONDS

    The Issuer may from time to time deliver Bonds executed by it to the Trustee and order that the Trustee authenticate such Bonds. Upon the receipt of such Bonds and such order and subject to the Issuer's compliance with certain conditions specified in the Indenture the Trustee will authenticate and deliver such Bonds as the Issuer may direct. Unless otherwise specified in the related Prospectus Supplement, the Trustee will be authorized to appoint an agent for purposes of authenticating and delivering any Series of Bonds (the "Authenticating Agent").

SATISFACTION AND DISCHARGE OF THE INDENTURE

    The Indenture will be discharged as to a Series (except with respect to certain continuing rights specified in the Indenture or Trust Agreement, as applicable), (a)(1) upon the delivery to the Trustee for cancellation of all of the Bonds of such Series other than Bonds which have been mutilated, lost or stolen and have been replaced or paid and Bonds for which money has been deposited in trust for the full payment thereof (and thereafter repaid to the Issuer and discharged from such trust) as provided in of the Indenture, or (2) at such time as all Bonds of such Series not previously cancelled by the Trustee have become, or, within one year, will become, due and payable or called for redemption and the Issuer shall have deposited with the Trustee an amount sufficient to repay all of the Bonds and (b) the Issuer shall have paid all other amounts payable under the Indenture or Trust Agreement, as applicable, with respect to such Series.

ISSUER'S ANNUAL COMPLIANCE STATEMENT

    The Issuer will be required to file annually with the Trustee a written statement as to fulfillment of its obligations under the Indenture.

LIST OF BONDHOLDERS

    Three or more Holders of a Series which have each owned the Bonds for at least six months may, by written application to the Trustee, request access to the list maintained by the Trustee of all holders of the same Series or of all Bonds, as specified in the request, for the purpose of communicating with other Bondholders with respect to their rights under the Indenture.

MEETINGS OF BONDHOLDERS

    Meetings of Bondholders or Certificateholders may be called at any time and from time to time to (i) give any notice to the Issuer or to the Trustee, give directions to the Trustee, consent to the waiver of any Default or Event of Default under the Indenture, or to take any other action authorized to be taken by Bondholders in connection therewith, (ii) remove the Trustee and to appoint a successor Trustee, (iii) consent to the execution of supplemental indentures or
(iv) take any other action authorized to be taken by or on behalf of the Bondholders of any specified percentage of the Aggregate Outstanding

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Principal of the Bonds. Such meetings may be called by the Trustee, the Issuer or by the holders of 10% in Aggregate Outstanding Principal of any such Series.

FISCAL YEAR

    The fiscal year of each Issuer ends on December 31.

TRUSTEE'S ANNUAL REPORT

    The Trustee will be required to mail each year to all Bondholders a brief report relating to its eligibility and qualification to continue as the Trustee under the Indenture any amounts advanced by it under the Indenture which remain unpaid on the date of the report, the amount, interest rate and maturity date of certain indebtedness owing by the Issuer (or any other obligor on such Series) to the Trustee in its individual capacity, the property and funds physically held by the Trustee as such, any release or release and substitution of property subject to the lien of the Indenture which has not been previously reported, any additional issuance of Bonds not previously reported and any action taken by it which materially affects the Bonds and which has not been previously reported.

THE TRUSTEE

    Bankers Trust or Marine Midland (or another bank or trust company qualified under the TIA and named in the Prospectus Supplement related to a Series) will be the Trustee under the Indenture for the Bond. The Issuer may maintain other banking relationships in the ordinary course of business with the Trustee. If Bankers Trust Company of California, N.A. serves as Trustee, the Trustee's "Corporate Trust Office" is 3 Park Plaza, 16th Floor, Irvine, California 92714, and if Marine Midland Bank, N.A. serves as Trustee, the Trustee's "Corporate Trust Office" is 140 Broadway, New York, New York 10015, or at such other addresses as the Trustee may designate from time to time by notice to the Bondholders and the Issuer. With respect to the presentment and surrender of Bonds for final payment of principal in retirement thereof on any Payment Date, Redemption Date, Special Payment Date or Special Redemption Date and, with respect to any other presentment and surrender of such Bonds and for all other purposes, unless otherwise specified in the related Prospectus Supplement, such Bonds may be presented at the Corporate Trust Office of the Trustee or at the office of the Issuer's agent in the State of New York (the "New York Presenting Agent"), which (if Bankers Trust Company of California, N.A. is the Trustee) will be Bankers Trust Company, Four Albany Street, New York, New York 10006. If another bank or trust company serves as Trustee or as the New York Presenting Agent, the address of its Corporate Trust Office or such office of the New York Presenting Agent will be specified in the related Prospectus Supplement.

                              THE TRUST AGREEMENT

    The following summaries describe certain provisions of the Trust Agreement. The summaries do not purport to be complete and are subject to, and qualified in their entirety by reference to, the provisions of the Trust Agreement. Where particular provisions or terms used in the Trust Agreement are referred to, such provisions or terms are as specified in the Trust Agreement.

ASSIGNMENT OF MORTGAGE ASSETS

    GENERAL. The Depositor will transfer, convey and assign to the Trustee all right, title and interest of the Depositor in the Mortgage Assets and other property to be included in the Trust Fund for a Series. Such assignment will include all principal and interest due on or with respect to the Mortgage Assets after the Cut-off Date specified in the related Prospectus Supplement. The Trustee will, concurrently with such assignment, execute and deliver the Certificates.

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    ASSIGNMENT OF MORTGAGE LOANS.  The Depositor will, as to each Mortgage Loan, deliver or cause to be delivered to the Trustee, or, as specified in the related Prospectus Supplement, the Custodian, the Mortgage Note endorsed without recourse to the order of the Trustee or in blank, the original Mortgage with evidence of recording indicated thereon (except for any Mortgage not returned from the public recording office, in which case a copy of such Mortgage will be delivered, together with a certificate that the original of such Mortgage was delivered to such recording office) and an assignment of the Mortgage in recordable form. The Trustee, or, if so specified in the related Prospectus Supplement, the Custodian, will hold such documents in trust for the benefit of the Certificateholders.

    If so specified in the related Prospectus Supplement, the Depositor will, at the time of delivery of the Certificates, cause assignments to the Trustee of the Mortgage Loans to be recorded in the appropriate public office for real property records, except in states where, in the opinion of counsel acceptable to the Trustee, such recording is not required to protect the Trustee's interest in the Mortgage Loan. If specified in the related Prospectus Supplement, the Depositor will cause such assignments to be so recorded within the time after delivery of the Certificates as is specified in the related Prospectus Supplement, in which event, the Trust Agreement may, as specified in the related Prospectus Supplement, require the Depositor to repurchase from the Trustee any Mortgage Loan required to be recorded but not recorded within such time, at the price described below with respect to repurchase by reason of defective documentation. Unless otherwise provided in the related Prospectus Supplement, the enforcement of the repurchase obligation would constitute the sole remedy available to the Certificateholders or the Trustee for the failure of a Mortgage Loan to be recorded.

    Each Mortgage Loan will be identified in a schedule appearing as an exhibit to the Trust Agreement (the "Mortgage Loan Schedule"). Such Mortgage Loan Schedule will specify with respect to each mortgage loan: the original principal amount and unpaid principal balance as of the Cut-off Date; the current interest rate; the current Scheduled Payment of principal and interest; the maturity date of the related mortgage note; if the Mortgage Loan is an adjustable rate mortgage, the lifetime mortgage rate cap, if any, and the current index; and, if the Mortgage Loan is a loan with other than fixed Scheduled Payments and level amortization, the terms thereof.

REPURCHASE OF NON-CONFORMING LOANS

    Unless otherwise provided in the related Prospectus Supplement, if any document in the Mortgage Loan file delivered by the Depositor to the Trustee is found by the Trustee within 45 days of the execution of the related Trust Agreement (or promptly after the Trustee's receipt of any document permitted to be delivered after the Closing Date) to be defective in any material respect and the Depositor does not cure such defect within 90 days, or within such other period specified in the related Prospectus Supplement, the Depositor will, not later than 90 days or within such other period specified in the related Prospectus Supplement, after the Trustee's notice to the Depositor or the Master Servicer, as the case may be, of the defect, repurchase the related Mortgage Loan or any property acquired in respect thereof from the Trustee at a price equal to (a) the outstanding principal balance of such Mortgage Loan (or, in the case of a foreclosed Mortgage Loan, the outstanding principal balance of such Mortgage Loan immediately prior to foreclosure) and (b), accrued and unpaid interest to the date of the next scheduled payment on such Mortgage Loan at the related Certificate Interest Rate (less any unreimbursed Advances respecting such Mortgage Loan).

    Unless otherwise provided in the related Prospectus Supplement, the above-described repurchase obligation constitute the sole remedies available to the Certificateholders or the Trustee for a material defect in a Mortgage Loan document.

    The Depositor or another entity will make representations and warranties with respect to Mortgage Loans which comprise the Mortgage Assets for a Series. If the Depositor or such entity cannot cure a breach of any such representations and warranties in all material respects within 90 days after notification

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by the Trustee of such breach, and if such breach is of a nature that materially and adversely affects the value of such Mortgage Loan, the Depositor or such entity is obligated to repurchase the affected Mortgaged Loan or, if provided in the related Prospectus Supplement, provide a Substitute Mortgage Loan therefor, subject to the same conditions and limitations on purchases and substitutions as described above.

    The Depositor's only source of funds to effect any cure, repurchase or substitution will be through the enforcement of the corresponding obligations of the responsible originator or seller of such Mortgage Loans. See "RISK FACTORS".

REPORTS TO CERTIFICATEHOLDERS

    The Trustee will prepare and forward to each Certificateholder on each Distribution Date, or as soon thereafter as is practicable, a statement setting forth, to the extent applicable to any Series, among other things:

    (i) with respect to a Series the amount of such distribution allocable to principal on the Mortgage Assets, separately identifying the aggregate amount of any principal prepayments included therein and the amount, if any, advanced by the Servicer or by a Servicer;

    (ii) with respect to a Series, the amount of such distribution allocable to interest on the Mortgage Assets and the amount, if any, advanced by a Servicer;

    (iii) the amount of servicing compensation with respect to the Mortgage Assets and paid during the Due Period commencing on the Due Date to which such distribution relates and the amount of servicing compensation during such period attributable to penalties and fees;

    (iv) the aggregate outstanding principal balance of the Mortgage Assets as of the opening of business on the Due Date, after giving effect to distributions allocated to principal and reported under (i) above;

    (v) the aggregate outstanding principal amount of the Certificates of such series as of the Due Date, after giving effect to distributions allocated to principal reported under (i) above;

    (vi) with respect to Compound Interest Securities, prior to the Accrual Termination Date in addition to the information specified in (i)(B) above, the amount of interest accrued on such Securities during the related Interest Accrual Period and added to the Compound Value thereof;

    (vii) in the case of Variable Rate Securities, the Variable Interest Rate applicable to the distribution being made;

    (viii) if applicable, the amount of any shortfall (i.e., the difference between the aggregate amounts of principal and interest which Certificateholders would have received if there were sufficient eligible funds to distribute and the amounts actually distributed);

    (ix) if applicable, the number and aggregate principal balances of Mortgage Loans delinquent for (A) two consecutive payments and (B) three or more consecutive payments, as of the close of the business on the Determination Date to which such distribution relates;

    (x) if applicable, the book value of any REO Property acquired on behalf of Certificateholders through foreclosure, grant of a deed in lieu of foreclosure or repossession as of the close of the business on the Business Day preceding the Distribution Date to which such distribution relates;

    (xi) if applicable, the amount of coverage under any pool insurance policy as of the close of business on the applicable Distribution Date;

    (xii) if applicable, the amount of coverage under any special hazard insurance policy as of the close of business on the applicable Distribution Date;

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    (xiii) if applicable, the amount of coverage under any bankruptcy bond as of the close of business on the applicable Distribution Date;

    (xiv) in the case of any other Enhancement described in the related Prospectus Supplement, the amount of coverage of such credit support as of the close of business on the applicable Distribution Date;

    (xv) in the case of any Series which includes a Subordinate Securities, the subordinated amount, if any, determined as of the related Determination Date and if the distribution to the Holders Senior Securities is less than their required distribution, the amount of the shortfall;

    (xvi) the amount of any withdrawal from any applicable reserve fund included in amounts actually distributed to Certificateholders and the remaining balance of each reserve fund, if any, on such Distribution Date, after giving effect to distributions made on such date; and

    (xvii) such other information as specified in the related Trust Agreement.

    In addition, within a reasonable period of time after the end of each calendar year the Trustee, unless otherwise specified in the related Prospectus Supplement, will furnish to each Certificateholder of record at any time during such calendar year: (a) the aggregate of amounts reported pursuant to (i) through (iv), (vi), (viii) and (xvi) above for such calendar year and (b) such information specified in the Trust Agreement to enable Certificateholders to prepare their tax returns including, without limitation, the amount of original issue discount accrued on the Certificates, if applicable. Information in the Distribution Date and annual reports provided to the Certificateholders will not have been examined and reported upon by an independent public accountant. However, the Master Servicer will provide to the Trustee a report by independent public accountants with respect to the Master Servicer's servicing of the Mortgage Loans. See "SERVICING OF MORTGAGE LOANS--Evidence as to Compliance" herein.

EVENT OF DEFAULT

    Events of Default under the Trust Agreement for each Series include (i) any failure by the Master Servicer to distribute to Certificateholders of such Series any required payment which continues unremedied for five days after the giving of written notice of such failure to the Master Servicer by the Trustee for such Series, or to the Master Servicer and the Trustee by the Holders of Certificates of such Series evidencing not less than 25% of the aggregate outstanding principal amount of the Certificates for such Series, (ii) any failure by the Servicer duly to observe or perform in any material respect any other of its covenants or agreements in the Trust Agreement which continues unremedied for 30 days after the giving of written notice of such failure to the Master Servicer by the Trustee, or to the Master Servicer and the Trustee by the Holders of Certificates of such Series evidencing not less than 25% of the aggregate outstanding principal amount of the Certificates and (iii) certain events in insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings and certain actions by the Master Servicer indicating its insolvency, reorganization or inability to pay its obligations.

RIGHTS UPON EVENT OF DEFAULT

    So long as an Event of Default remains unremedied under the Trust Agreement for a Series, the Trustee for such Series or Holders of Certificates of such Series evidencing not less than 25% of the aggregate outstanding principal amount of the Certificates for such Series may terminate all of the rights and obligations of the Master Servicer as servicer under the Trust Agreement and in and to the Mortgage Loans (other than its right to recovery of other expenses and amounts advanced pursuant to the terms of the Trust Agreement which rights the Master Servicer will retain under all circumstances), whereupon the Trustee will succeed to all the responsibilities, duties and liabilities of the Master Servicer under the Trust Agreement and will be entitled to reasonable servicing compensation not to exceed the applicable servicing fee, together with other servicing compensation in the form of assumption fees, late payment charges or otherwise as provided in the Trust Agreement.

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    In the event that the Trustee is unwilling or unable so to act, it may select, or petition a court of competent jurisdiction to appoint, a housing and home finance institution, bank or mortgage servicing institution with a net worth of at least $15,000,000 to act as successor Master Servicer under the provisions of such Trust Agreement relating to the servicing of the Mortgage Loans. The successor Servicer would be entitled to reasonable servicing compensation in an amount not to exceed the servicing fee as set forth in the related Prospectus Supplement, together with the other servicing compensation in the form of assumption fees, late payment charges or otherwise, as provided in the Trust Agreement.

    During the continuance of any Event of Default under the Trust Agreement for a Series, the Trustee for such Series will have the right to take action to enforce its rights and remedies and to protect and enforce the rights and remedies of the Certificateholders of such Series, and Holders of Certificates evidencing not less than 25% of the aggregate outstanding principal amount of the Certificates for such Series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon that Trustee. However, the Trustee will not be under any obligation to pursue any such remedy or to exercise any of such trusts or powers unless such Certificateholders have offered the Trustee reasonable security or indemnity against the cost, expenses and liabilities which may be incurred by the Trustee therein or thereby. Also, the Trustee may decline to follow any such direction if the Trustee determines that the action or proceeding so directed may not lawfully be taken or would involve it in personal liability or be unjustly prejudicial to the nonassenting Certificateholders.

    No Certificateholder of a Series, solely by virtue of such Holder's status as a Certificateholder, will have any right under the Trust Agreement for such Series to institute any proceeding with respect to the Trust Agreement, unless such Holder previously has given to the Trustee for such Series written notice of default and unless the Holders of Certificates evidencing not less than 25% of the aggregate outstanding principal amount of the Certificates for such Series have made written request upon the Trustee to institute such proceeding in its own name as Trustee thereunder and have offered to the Trustee reasonable indemnity, and the Trustee for 60 days has neglected or refused to institute any such proceeding.

THE TRUSTEE

    The identity of the commercial bank, savings and loan association or trust company named as the Trustee for each Series of Certificates will be set forth in the related Prospectus Supplement, and such Trustee may be Bankers Trust or Marine Midland. The entity serving as Trustee may have normal banking relationships with the Depositor or the Master Servicer. In addition, for the purpose of meeting the legal requirements of certain local jurisdictions, the Trustee will have the power to appoint co-trustees or separate trustees of all or any part of the Trust Fund relating to a Series of Certificates. In the event of such appointment, all rights, powers, duties and obligations conferred or imposed upon the Trustee by the Trust Agreement relating to such Series will be conferred or imposed upon the Trustee and each such separate trustee or co-trustee jointly, or, in any jurisdiction in which the Trustee shall be incompetent or unqualified to perform certain acts, singly upon such separate trustee or co-trustee who shall exercise and perform such rights, powers, duties and obligations solely at the direction of the Trustee. The Trustee may also appoint agents to perform any of the responsibilities of the Trustee, which agents shall have any or all of the rights, powers, duties and obligations of the Trustee conferred on them by such appointment; provided that the Trustee shall continue to be responsible for its duties and obligations under the Trust Agreement. Duties of the Trustee

    The Trustee makes no representations as to the validity or sufficiency of the Trust Agreement, the Certificates or of any Mortgage Asset or related documents. If no Event of Default (as defined in the related Trust Agreement) has occurred, the Trustee is required to perform only those duties specifically required of it under the Trust Agreement. Upon receipt of the various certificates, statements, reports or other instruments required to be furnished to it, the Trustee is required to examine them to determine whether they are in the form required by the related Trust Agreement, however, the Trustee will not be

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
responsible for the accuracy or content of any such documents furnished by it or the Certificateholders to the Master Servicer under the Trust Agreement.

    The Trustee may be held liable for its own grossly negligent action or failure to act, or for its own willful misconduct; provided, however, that the Trustee will not be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of the Certificateholders in an Event of Default, see "Rights Upon Event of Default" above. The Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under a Trust Agreement, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

RESIGNATION OF TRUSTEE

    The Trustee may, upon written notice to the Depositor, resign at any time, in which event the Depositor will be obligated to use its best efforts to appoint a successor Trustee. If no successor Trustee has been appointed and has accepted the appointment within 30 days after giving such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for appointment of a successor Trustee. The Trustee may also be removed at any time
(i) by the Depositor, if the Trustee ceases to be eligible to continue as such under the Trust Agreement, (ii) if the Trustee becomes insolvent, (iii) if a tax is imposed or threatened with respect to the Trust Fund by any state in which the Trustee or the Trust Fund held by the Trustee pursuant to the Trust Agreement is located, or (iv) by the Holders of Certificates evidencing over 50% of the aggregate outstanding principal amount of the Certificates in the Trust Fund upon 30 days' advance written notice to the Trustee and to the Depositor. Any resignation or removal of the Trustee and appointment of a successor Trustee will not become effective until acceptance of the appointment by the successor Trustee.

AMENDMENT OF TRUST AGREEMENT

    Unless otherwise specified in the Prospectus Supplement, the Trust Agreement for each Series of Certificates may be amended by the Depositor, the Master Servicer, and the Trustee with respect to such Series, without notice to or consent of the Certificateholders (i) to cure any ambiguity, (ii) to correct or supplement any provision therein which may be inconsistent with any other provision therein or in the Prospectus Supplement, (iii) to make any other provisions with respect to matters or questions arising under such Trust Agreement or (iv) to comply with any requirements imposed by the Code; provided that any such amendment pursuant to clause (iii) above will not adversely affect in any material respect the interests of any Certificateholders of such Series not consenting thereto. Any such amendment pursuant to clause (iii) of the preceding sentence shall be deemed not to adversely affect in any material respect the interests of any Certificateholder if the Trustee receives written confirmation from each Rating Agency rating such Certificates that such amendment will not cause such Rating Agency to reduce the then current rating thereof. The Trust Agreement for each Series may also be amended by the Trustee, the Master Servicer and the Depositor with respect to such Series with the consent of the Holders possessing not less than 66 2/3% of the aggregate outstanding principal amount of the Certificates of each Class of such Series affected thereby, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of such Trust Agreement or modifying in any manner the rights of Certificateholders of such Series; provided, however, that no such amendment may (a) reduce the amount or delay the timing of payments on any Certificate without the consent of the Holder of such Certificate; or (b) reduce the aforesaid percentage of aggregate outstanding principal amount of Certificates of each Class, the Holders of which are required to consent to any such amendment without the cnsent of the Holders of 100% of the aggregate outstanding principal amount of each Class of Certificates affected thereby.

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VOTING RIGHTS

    The related Prospectus Supplement will set forth the method of determining allocation of voting rights with respect to a Series, if other than set forth herein.

LIST OF CERTIFICATEHOLDERS

    Upon written request of three or more Certificateholders of record of a Series for purposes of communicating with other Certificateholders with respect to their rights under the Trust Agreement or under the Certificates for such Series, which request is accompanied by a copy of the communication which such Certificateholders propose to transmit, the Trustee will afford such Certificateholders access during business hours to the most recent list of Certificateholders of that Series held by the Trustee.

    No Trust Agreement will provide for the holding of any annual or other meeting of Certificateholders.

REMIC ADMINISTRATOR

    With respect to any Series, preparation of certain reports and certain other administrative duties with respect to the Trust Fund may be performed by a REMIC administrator, who may be an affiliate of the Depositor.

TERMINATION

    The obligations created by the Trust Agreement for a Series will terminate upon the distribution to Certificateholders of all amounts distributable to them pursuant to such Trust Agreement after (i) the later of the final payment or other liquidation of the last Mortgage Loan remaining in the Trust Fund for such Series or the disposition of all REO Property or (ii) the repurchase, as described below, by the Servicer from the Trustee for such Series of all Loans at that time subject to the Trust Agreement and all REO Property. The Trust Agreement for each Series permits, but does not require, the Servicer to repurchase from the Trust Fund for such Series all remaining Mortgage Loans at a price equal to 100% of the Aggregate Asset Value of such Mortgage Loans plus, with respect to REO Property, if any, the outstanding principal balance of the related Mortgage Loan, less, in either case, related unreimbursed Advances (in the case of the Mortgage Loans, only to the extent not already reflected in the computation of the Aggregate Asset Value of such Mortgage Loans) and unreimbursed expenses (that are reimburseable pursuant to the terms of the Trust Agreement) plus, in either case, accrued interest thereon at the weighted average Mortgage Rate through the last day of the Due Period in which such repurchase occurs; provided, however, that if an election is made for treatment as a REMIC under the Code, the repurchase price may equal the greater of (a) 100% of the Aggregate Asset Value of such Loans, plus accrued interest thereon at the applicable net Mortgage Rates through the last day of the month of such repurchase and (b) the aggregate fair market value of such Mortgage Loans; plus the fair market value of any property acquired in respect of a Mortgage Loan and remaining in the Trust Fund. The exercise of such right will effect early retirement of the Certificates of such Series, but the Servicer's right to so purchase is subject to the Aggregate Value of the Mortgage Loans at the time of repurchase being less than a fixed percentage, to be set forth in the related Prospectus Supplement, of the Cut-off Date Aggregate Asset Value. In no event, however, will the trust created by the Trust Agreement continue beyond the expiration of 21 years from the death of the last survivor of certain persons identified therein. For each Series, the Servicer or the Trustee, as applicable, will give written notice of termination of the Trust Agreement to each Certificateholder, and the final distribution will be made only upon surrender and cancellation of the Certificates at an office or agency specified in the notice of termination. If so provided in the related Prospectus Supplement for a Series, the Depositor or another entity may effect an optional termination of the Trust Fund or repurchase all or certain Classes of Certificates of a Series under the circumstances described in such Prospectus Supplement. See "DESCRIPTION OF THE SECURITIES--Optional Termination," "Optional Repurchase of Certificates," and "--Other Repurchases" herein.

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                                   THE ISSUER

THE COMPANY

    The Company was incorporated in the State of Delaware on January 2, 1987. The principal office of the Company is located at 200 Vesey Street, New York, New York 10285. Its telephone number is (212) 526-5594.

    The Certificate of Incorporation of the Company provides that the Company may not conduct any activities other than those related to the issue and sale of one or more Series and to serve as depositor of one or more trusts that may issue and sell Bonds or Certificates. The Certificate of Incorporation of the Company provides that any Securities, except for subordinated Securities, issued by the Company must be rated in one of the three highest categories available by any Rating Agency rating the Series. Pursuant to the terms of the Indenture or Trust Agreement, as applicable, the Company may not issue any Securities which would result in the lowering of the then current ratings of the outstanding Securities of any Series.

    The Series Supplement for a particular Series may permit the Primary Assets pledged to secure the related Series of Bonds to be transferred by the Issuer to a trust, subject to the obligations of the Bonds of such Series, thereby relieving the Issuer of its obligations with respect to such Bonds.

OWNER TRUST

    Each owner trust established to act as Issuer of a Series of bonds (each, an "Owner Trust") will be created pursuant to a deposit trust agreement (the "Deposit Trust Agreement") between the Company which will act as Depositor and the bank, trust company or other fiduciary named in the related Prospectus Supplement which will act solely in its fiduciary capacity as Owner Trustee. Under the terms of each Deposit Trust Agreement, the Company will convey to the Owner Trustee Mortgage Assets and other Primary Assets to secure one or more Series in return for certificates or other instruments evidencing beneficial ownership of the Owner Trust and the net proceeds of the sale of the Bonds. The Company may in turn sell or assign the certificates of beneficial interest to another entity or entities, including affiliates of the Company.

    The Owner Trust will pledge the Mortgage Assets and other Primary Assets to the Trustee under the related Indenture as security for a Series. The Trustee will hold such Mortgage Assets as security only for that Series, and Holders of the Bonds of such Series will be entitled to the equal and proportionate benefits of such security, subject to the express subordination of certain Classes thereof, as if the same had been granted by a corporate issuer.

    Each Deposit Trust Agreement will provide that the related Trust may not conduct any activities other than those related to the issuance and sale of the particular Series. No Deposit Trust Agreement will be subject to amendment without the prior written consent of the Owner Trustee, the holders representing a majority of the beneficial interest of the Owner Trust and the Trustee, except that the holders of not less than 66 2/3% of the Aggregate Outstanding Principal of each Series must consent to any amendment of, among other provisions, the limitation on activities of the Owner Trust and the provision regarding amendments to the Deposit Trust Agreement. The holders of the beneficial interests in an Owner Trust which issues a Series will not be liable for payment of principal of or interest on the Bonds and each holder of Bonds of such Series will be deemed to have released such beneficial owners from any such liability.

ADMINISTRATOR

    Unless otherwise specified in the related Prospectus Supplement, it is expected that the Issuer will enter into an administration agreement with an administrator acceptable to the Rating Agencies rating the applicable Series of Securities (the "Administrator") pursuant to which advisory, administrative, accounting and clerical services will be provided to the Issuer with respect to the Securities. The Trustee or the Master Servicer may serve as the Securities Administrator. In addition, under the Indenture or Trust Agreement, as applicable, the Issuer is responsible for certain administrative and accounting matters

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
relating to the Securities. It is intended that the Administrator will perform these services on behalf of the Issuer, and amounts payable with respect to such services, unless otherwise provided in the related Prospectus Supplement, will be subordinate to the Issuer's obligations to pay principal and interest to the Bondholders or Certificateholders (including any Residual Interest Bondholders or Residual Interest Certificateholders) but, unless otherwise specified in the related Prospectus Supplement, will be senior to the Issuer's obligation to pay any Excess Cash Flow to the Residual Interest Bondholders or Residual Interest Certificateholders.

                                USE OF PROCEEDS

    The Issuer will apply all or substantially all of the net proceeds from the sale of each Series offered hereby and by the related Prospectus Supplement to purchase the Mortgage Assets securing each Series simultaneously with the issuance and sale of such Securities. The proceeds may also be used to repay indebtedness which has been incurred to acquire Mortgage Assets, to establish the Reserve Funds, if any, for the Series and to pay costs of structuring, guaranteeing and issuing the Securities. If so specified in the related Prospectus Supplement, the purchase of the Mortgage Assets for a Series may be effected by an exchange of Securities with the Seller of such Mortgage Assets.

                  LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

    Any bearer securities will be issued in compliance with United States federal tax laws and regulations applicable at the time of issuance. Under current law, bearer securities may not be offered or sold during the restricted period, or delivered in definitive form in connection with a sale during the restricted period (as defined under "DESCRIPTION OF THE SECURITIES--Bearer Securities and Registered Securities"), in the United States or to United States persons other than to (a) the United States office of (i) an international organization (as defined in Section 7701(a)(18) of the Code), (ii) a foreign central bank (as defined in Section 895 of the Code), or (iii) any underwriter, agent, or dealer offering or selling bearer securities during the restricted period (a "Distributor") pursuant to a written contract with the Issuer or with another Distributor, that purchases bearer securities for resale or for its own account and agrees to comply with the requirements of Section 165(j)(3)(A), (B), or (C) of the Code, or (b) the foreign branch of a United States financial institution purchasing for its own account or for resale, which institution agrees to comply with the requirements of Section 165(j)(3)(A), (B), or (C) of the Code. In addition, a sale of a bearer security may be made during the restricted period to a United States person who acquired and holds the bearer security on the certification date through a foreign branch of a United States financial institution that agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code. Any Distributor (including an affiliate of a Distributor) offering or selling bearer securities during the restricted period must agree not to offer or sell bearer securities in the United States or to United States persons (except as discussed above) and must employ procedures reasonably designed to ensure that its employees or agents directly engaged in selling bearer securities are aware of these restrictions.

    Bearer securities and their interest coupons will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Section 165(j) and 1287(a) of the Internal Revenue Code."

    As used herein, "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States and an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust, and "United States" means the United States of America (including the States and the District of Columbia) and its possessions including Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

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
                       FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

    The following is a summary of certain anticipated federal income tax consequences of the purchase, ownership, and disposition of the Securities. The summary is based upon the provisions of the Code, the regulations promulgated thereunder, including, where applicable, proposed regulations, and the judicial and administrative rulings and decisions now in effect, all of which are subject to change or possible differing interpretations. The statutory provisions, regulations, and interpretations on which this interpretation is based are subject to change, and such a change could apply retroactively.

    The summary does not purport to deal with all aspects of federal income taxation that may affect particular investors in light of their individual circumstances, nor with certain types of investors subject to special treatment under the federal income tax laws. This summary focuses primarily upon investors who will hold Securities as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code, but much of the discussion is applicable to other investors as well. Potential purchasers of Securities are advised to consult their own tax advisers concerning the federal, state or local tax consequences to them of the purchase, holding and disposition of the Securities.

CHARACTERIZATION OF SECURITIES

    Unless otherwise stated in the applicable Prospectus Supplement, a REMIC election will be made with respect to each Series of Securities. In such a case, special counsel to the Issuer will deliver its opinion to the effect that the arrangement by which the Securities of that Series are issued will be treated as a REMIC as long as all of the provisions of the applicable Indenture or Trust Agreement, as applicable, are complied with and the statutory and regulatory requirements are satisfied. Securities of such Series will be designated as "regular interests" or "residual interests" in a REMIC, as specified in the related Prospectus Supplement.

    If the applicable Prospectus Supplement so specifies with respect to a Series of Securities, the Securities of such Series will not be treated as regular or residual interests in a REMIC for federal income tax purposes but instead will be treated as (i) indebtedness of the Issuer; (ii) an undivided beneficial ownership interest in the Mortgage Loans (and the arrangement pursuant to which the Mortgage Loans will be held and the Securities will be issued will be treated as a grantor trust under Subpart E, part I of subchapter J of the Code and not as an association taxable as a corporation for federal income tax purposes); (iii) equity interests in an association that will satisfy the requirements for qualification as a real estate investment trust; (iv) interests in an entity that will be treated as a partnership for federal income tax purposes, or (v) interests in an entity or a pool of assets that will satisfy the requirements for qualification as a financial asset securitization investment trust (a "FASIT") for federal income tax purposes. The federal income tax consequences to Bondholders or Certificateholders of any such Series will be described in the applicable Prospectus Supplement.

    If an entity electing to be treated as a REMIC fails to comply with one or more of the ongoing requirements of the Code for such status during any taxable year, the Code provides that the entity will not be treated as a REMIC for such year and thereafter. In that event, such entity may be taxable as a corporation under Treasury regulations, and the related REMIC Certificates may not be accorded the status or given the tax treatment described below. Although the Code authorizes the Treasury Department to issue regulations providing relief in the event of an inadvertent termination of REMIC status, no such regulations have been issued. Any such relief, moreover, may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the Trust Fund's income for the period in which the requirements for such status are not satisfied. The Pooling Agreement or Indenture with respect to each REMIC will include provisions designed to maintain the Trust Fund's status as a REMIC under the REMIC Provisions. It is not anticipated that the status of any Trust Fund as a REMIC will be terminated.

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    Except to the extent the related Prospectus Supplement specifies otherwise, if a REMIC election is made with respect to a Series of Securities, (i) Securities held by a domestic building and loan association will constitute "a regular or a residual interest in a REMIC" within the meaning of Code Section 7701(a)(19)(C)(xi) (assuming that at least 95% of the REMIC's assets consist of cash, government securities, "loans . . . secured by an interest in real property which is . . . residential real property," and other types of assets described in Code Section 7701(a)(19)(C)); and (ii) Securities held by a real estate investment trust will constitute "real estate assets" within the meaning of Code Section 856(c)(6)(B), and income with respect to the Securities will be considered "interest on obligations secured by mortgages on real property or on interest in real property" within the meaning of Code Section 856(c)(3)(B) (assuming, for both purposes, that at least 95% of the REMIC's assets are qualifying assets). If less than 95% of the REMIC's assets consist of assets described in (i) or (ii) above, then Securities will qualify for the tax treatment described in (i) or (ii) in the proportion that such REMIC assets are qualifying assets. In general, Mortgage Loans secured by non-residential real property will not constitute "loans . . . secured by an interest in real property which is . . . residential real property" within the meaning of Section 7701(a)(19)(C). The Small Business Job Protection Act of 1996 (the "SBJPA of 1996") repealed the reserve method for bad debts of domestic building and loan associations and mutual savings banks, and thus has eliminated the asset category of "qualifying real property loans" in former Code Section 593(d) for taxable years beginning after December 31, 1995. The requirement in the SBJPA of 1996 that such institutions must "recapture" a portion of their existing bad debt reserves is suspended if a certain portion of their assets are maintained in "residential loans" under Code Section 7701(a)(19)(C)(v), but only if such loans were made to acquire, construct or improve the related real property and not for the purpose of refinancing. However, no effort will be made to identify the portion of the Mortgage Loans of any Series meeting this requirement, and no representation is made in this regard.

    It is possible that various reserves or funds will reduce the proportion of REMIC assets which qualify under the standards described above.

TAXATION OF REGULAR INTEREST SECURITIES

    INTEREST AND ACQUISITION DISCOUNT. Securities that qualify as regular interests in a REMIC ("Regular Interest Securities") are generally treated as indebtedness for federal income tax purposes. Stated interest on a Regular Interest Security will be taxable as ordinary income using the accrual method of accounting, regardless of the Bondholder's or Certificateholder's normal accounting method. Reports will be made annually to the IRS and to holders of Regular Interest Securities that are not excepted from the reporting requirements regarding amounts treated as interest (including accrual of original issue discount) on Regular Interest Securities.

    Compound Interest Securities, Interest Weighted Securities, and Zero Coupon Securities will, and other Securities constituting Regular Interest Securities may, be issued with "original issue discount" ("OID") within the meaning of Code
Section 1273. Rules governing original issue discount are set forth in sections 1271-1275 of the Code and the Treasury regulations thereunder (the "OID Regulations"). Treasury regulations (the "Contingent Regulations") governing the treatment of contingent payment obligations also have been adopted. As described more fully below, Code Section 1272(a)(6) requires the use of an income tax accounting methodology that utilizes (i) a single constant yield to maturity and
(ii) the Prepayment Assumptions. Under Section 1272(a)(6) of the Code, special rules apply to the computation of OID on instruments, such as the Regular Interest Securities, on which principal is prepaid based on prepayments of the underlying assets. Neither the OID Regulations nor the Contingent Regulations contain rules applicable to instruments governed by Section 1272(a)(6). Although technically not applicable to prepayable securities, the Contingent Regulations may represent a possible method to be applied in calculating OID on certain Classes of Certificates. Until the Treasury Department issues guidance to the contrary, the Servicer or other person responsible for computing the amount of original issue discount to be reported to a Regular Interest Securityholder each taxable year (the "Tax Administrator") intends to

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base its computations on Code Section 1272(a)(6), the OID Regulations and the
Contingent Regulations as described below. However, because no regulatory guidance currently exists under Code Section 1272(a)(6), there can be no assurance that the methodology described below represents the correct manner of calculating original issue discount on the Regulr Interest Securities.

    In general, OID, if any, will equal the difference between the stated redemption price at maturity of a Regular Interest Security and its issue price. A holder of a Regular Interest Security must include such OID in gross income as ordinary interest income as it accrues under a method taking into account an economic accrual of the discount. In general, OID must be included in income in advance of the receipt of the cash representing that income. The amount of OID on a Regular Interest Security will be considered to be zero if it is less than a DE MINIMIS amount determined under the Code, generally less than 0.25% of the stated redemption price at maturity of the Regular Interest Security multiplied by the weighted average maturity of the Regular Interest Security. For this purpose, the weighted average maturity of the Regular Interest Security is computed as the sum of the amounts determined by multiplying the number of full years (I.E., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest Security and the denominator of which is the stated redemption price at maturity of the Regular Interest Security. The schedule of such distributions should be determined in accordance with the assumed rate of prepayment of the Mortgage Loans used in pricing the Regular Interest Securities (the "Prepayment Assumption") relating to the Regular Interest Securities. The Prepayment Assumption with respect to a Series of Regular Interest Securities will be set forth in the applicable Prospectus Supplement. However, the amount of any DE MINIMIS OID must be included in income as principal payments are received on a Regular Interest Security, in the proportion that each such payment bears to the original principal balance of the Security.

    The issue price of a Regular Interest Security of a Class will generally be the initial offering price at which a substantial amount of the Securities in the Class are sold, and will be treated by the Issuer as including, in addition, the amount paid by the Bondholder or Certificateholder for accrued interest that relates to a period prior to the Closing Date of such Regular Interest Security. Under the OID Regulations, the stated redemption price at maturity is the sum of all payments on the Security other than any "qualified stated interest" payments. Qualified stated interest is defined as any one of a series of payments equal to the product of the outstanding principal balance of the Security and a single fixed rate, or certain variable rates of interest, that is unconditionally payable at least annually. See "Variable Rate Securities" below. In the case of the Compound Interest Securities, and certain of the other Regular Interest Securities, none of the payments under the instrument will be considered "qualified stated interest," and thus the aggregate amount of all payments will be included in the stated redemption price. For example, any securities upon which interest can be deferred and added to principal ("Deferred Interest Securities") will not be "qualified stated interest." In addition, because Securities Owners are entitled to receive interest only to the extent that payments are made on the Mortgage Loans, interest on all Regular Interest Securities may not be "unconditionally payable." In that case, all of the yield on a Regular Interest Security will be taxed as OID, but interest would not then be includable in income again when received. Unless otherwise specified in the related Prospectus Supplement, the Issuer intends to take the position that interest on the Regular Interest Securities is "unconditionally payable."

    The holder of a Regular Interest Security issued with OID must include in gross income, for all days during its taxable year on which it holds such Regular Interest Security, the sum of the "daily portions" of such OID. Such daily portions are computed by allocating to each day during a taxable year a pro rata portion of the OID that accrued during the relevant accrual period. In the case of a debt instrument, subject to Section 1272(a)(6) of the Code, such as a Regular Interest Security, that is subject to acceleration due to prepayments on other debt obligations securing such instrument, OID is computed by taking into account the Prepayment Assumption. The amount of OID that will accrue during an accrual

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period (generally the period between interest payments or compounding dates) is the excess (if any) of (i) the sum of (a) the present value of all payments remaining to be made on the Regular Interest Security as of the close of the accrual period and (b) the payments during the accrual period of amounts included in the stated redemption price of the Regular Interest Security, over
(ii) an "adjusted issue price" of the Regular Interest Security at the beginning of the accrual period. The adjusted issue price of a Regular Interest Security is the sum of its issue price plus prior accruals of OID, reduced by the total payments made with respect to such Regular Interest Security in all prior periods, other than qualified stated interest payments. The present value of the remaining payments is determined on the basis of three factors: (i) the original yield to maturity of the Regular Interest Security (determined on the basis of compounding at the end of each accrual period and properly adjusted for the length of the accrual period), (ii) events which have occurred before the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption.

    The effect of this method is to increase the portions of OID required to be included in income by a Bondholder or Certificateholder to take into account prepayments with respect to the Mortgage Loans at a rate that exceeds the Prepayment Assumption, and to decrease (but not below zero for any period) the portions of OID required to be included in income by a Bondholder or Certificateholder to take into account prepayments with respect to the Mortgage Loans at a rate that is slower than the Prepayment Assumption. Although original issue discount will be reported to Bondholders or Certificateholders based on the Prepayment Assumption, no representation is made to Bondholders or Certificateholders that Mortgage Loans will be prepaid at that rate or at any other rate.

    The Issuer may adjust the accrual of OID on a Class of Regular Interest Securities (or other regular interests in a REMIC) in a manner that it believes to be appropriate, to take account of realized losses on the Mortgage Assets, although the OID Regulations do not provide for such adjustments. If the Service challenges the method adopted by the Issuer, the rate of accrual of OID for a Class of Regular Interest Securities could increase.

    Certain classes of Regular Interest Securities may represent more than one class of REMIC regular interests. Unless the applicable Prospectus Supplement specifies otherwise, the Trustee intends, based on the OID Regulations, to calculate OID on such Regular Interest Securities as if, solely for the purposes of computing OID, the separate regular interests were a single debt instrument.

    Certain Series of Securities may be structured to include two or more REMICs, one or more of which (each, an "Upper Tier REMIC") hold regular interests ("Lower Tier Interests") in other REMICs (each, a "Lower Tier REMIC"). Under the OID Regulations, OID on all of the Lower Tier Interests issued by a single Lower Tier REMIC that are held by a second REMIC will be calculated by treating all of such Lower Tier Interests as a single debt instrument.

    A holder of a Regular Interest Security, which acquires the Regular Interest Security for an amount that exceeds its stated redemption price, will not include any original issue discount in gross income. A subsequent holder of a Regular Interest Security which acquires the Regular Interest Security for an amount that is less than its stated redemption price, will be required to include original issue discount in gross income, but such a holder who purchases such Regular Interest Security for an amount that exceeds its adjusted issue price will be entitled (as will an initial holder who pays more than a Regular Interest Security's issue price) to offset such original issue discount by comparable economic accruals of portions of such excess.

    INTEREST WEIGHTED SECURITIES. It is not clear how income should be accrued with respect to Regular Interest Securities the payments on which consist solely or primarily of a specified portion of the interest payments on qualified mortgages held by a REMIC ("Interest Weighted Securities"). Absent guidance to the contrary, the Issuer intends to take the position that all of the income derived from Interest Weighted Securities should be treated as OID and that the amount and rate of accrual of such OID should be calculated in the same manner as for a Compound Interest Security. However, the Internal Revenue

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Service could assert that income derived from an Interest Weighted Security should be calculated as if the Interest Weighted Security were a bond purchased at a premium equal to the excess of the price paid by such holder for the Interest Weighted Security over its stated principal amount, if any. Under this approach, a holder would be entitled to amortize such premium only if it has in effect an election under Section 171 of the Code with respect to all taxable debt instruments held by such holder, as described below. Alternatively, the Internal Revenue Service could assert that the Interest Weighted Security should be taxable under the rules governing bonds issued with contingent principal payments or otherwise treated as contingent payment instruments. Under the Contingent Regulations, if they were applicable to Interest Weighted Securities (which, as 1272(a)(6) instruments, are specifically excluded from the scope of the Contingent Regulations) income on certain Certificates would be computed under the "noncontingent bond method." The noncontingent bond method would generally apply in a manner similar to the method prescribed by the Code under
Section 1272(a)(6). See "--Variable Rate Regular Securities." Under the noncontingent bond method, however, if the interest payable for any period is greater or less than the amount projected, the amount of income included for that period would be either increased or decreased accordingly. Any reduction in the income accrual for a period below zero (a "Negative Adjustment") would be treated by a Certificateholder as ordinary loss to the extent of prior income accruals and may be carried forward to offset future interest accruals. At maturity, any remaining Negative Adjustment would be treated as a loss on retirement of the Certificate. The legislative history or relevant Code provisions indicates, however, that negative amount of OID on an instrument such as a REMIC regular interest may not give rise to taxable losses in any accrual period prior to the instrument's disposition or retirement. Thus, it is not clear whether any losses resulting from a Negative Adjustment could be recognized currently or would be carried forward until disposition or retirement of the debt obligation.

    VARIABLE RATE REGULAR SECURITIES. The REMIC regulations (the "REMIC Regulations") permit REMICs to issue regular interests bearing a variety of variable rates including rates based on (i) "qualified floating rates" or (ii) a weighted average of the interest rates on some or all of the qualified mortgages held by the REMIC (a "Variable Rate Security"). Under the OID Regulations, interest is treated as payable at a variable rate if, generally, (i) the issue price does not exceed the original principal balance by more than a specified amount and (ii) the interest compounds or is payable at least annually at current values of (a) one or more "qualified floating rates," (b) a single fixed rate and one or more qualified floating rates, (c) a single "objective rate," or
(d) a singled fixed rate and a single objective rate that is a "qualified inverse floating rate." A floating rate is a qualified floating rate if variations in the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds, where such rate is subject to a fixed multiple that is greater than 0.65 but not more than 1.35. Such rate may also be increased or decreased by a fixed spread or subject to a fixed cap or floor, or a cap or floor that is not reasonably expected as of the issue date to affect the yield of the instrument significantly. An objective rate is any rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information, provided that such information is not (i) within the control of the issuer or a related party or (ii) unique to the circumstances of the issuer or a related party. A qualified inverse floating rate is a rate equal to a fixed rate minus a qualified floating rate that inversely reflects contemporaneous variations in the cost of newly borrowed funds; an inverse floating rate that is not a qualified inverse floating rate may nevertheless be an objective rate.

    Under the OID Regulations, the amount and accrual of OID on a Variable Rate Security that qualifies for treatment under the rules applicable to variable rate debt instruments (a "VRDI Security") is determined, in general, by converting the VRDI Security into a hypothetical fixed rate security and applying the rules applicable to fixed rate securities described above to the hypothetical fixed rate security. A VRDI Security providing for a qualified floating rate or rates or a qualified inverse floating rate is converted to a hypothetical fixed rate security by assuming that each qualified floating rate or the qualified inverse floating rate will remain at its value as of the issue date. A VRDI Security providing for an objective rate or rates is converted to a hypothetical fixed rate security by assuming that each objective rate will equal a fixed rate that reflects the yield that reasonably is expected for the instrument. Such

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hypothetical fixed rate securities are assumed to have terms identical to those provided under the related VRDI Securities, except for the substitution of fixed rates for the qualified floating rates, objective rates, or qualified inverse floating rate as described above. In the case of a VRDI Security that does not provide for the payment of interest at least annually, appropriate adjustments to the OID accruals and the qualified stated interest payments are made in each accrual period to the extent that the interest actually accrued or paid during the accrual period is greater or less than the interest assumed to be accrued or paid under the hypothetical fixed rate security.

    Regular Interest Securities of certain Series may provide for interest based on a weighted average of the interest rates on some or all of the Mortgage Loans of the related Trust ("Weighted Average Securities"). Under the OID Regulations, it appears that Weighted Average Securities bear interest at an "objective rate."

    EFFECT OF DEFAULTS AND DELINQUENCIES. Each holder of a Regular Interest Security will be required to accrue interest and original issue discount on such Security without giving effect to any reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, until it can be established that any such reduction ultimately will not be recoverable. As a result, the amount of taxable income reported in any period by the holder of a Regular Interest Security could exceed the amount of economic income actually realized by the holder in such period. Although the holder of a Regular Interest Security eventually will recognize a loss or reduction in income attributable to previously accrued and included income that, as a result of such loss, ultimately will not be paid, the law is unclear with respect to the timing and character of such losses or reduction in income.

    Under Section 166 of the Code, both corporate and noncorporate holders of Regular Interest Securities that hold such Securities in connection with a trade of business should be allowed to deduct, as ordinary losses, any losses sustained during a taxable year in which their Regular Interest Securities become wholly or partially worthless as the result of one or more realized losses on the Mortgage Loans. However, it appears that a noncorporate holder that does not acquire a Regular Interest Security in connection with a trade or business will not be entitled to deduct a loss under Section 166 of the Code until such holder's Regular Interest Security becomes wholly worthless (that is, until its outstanding principal balance has been reduced to zero) and that the loss will be characterized as a short-term capital loss.

    MARKET DISCOUNT AND PREMIUM. A purchaser of a Regular Interest Security may also be subject to the market discount rules of the Code. Such purchaser generally will be required to recognize accrued market discount as ordinary income as payments of principal are received on such Regular Interest Security, or upon sale or exchange of the Regular Interest Security. In general terms, until regulations are promulgated, market discount may be treated as accruing, at the election of the holder, either (i) under a constant yield method, taking into account the Prepayment Assumption, or (ii) in the ratio of (a) in the case of a Regular Interest Security not originally issued with original issue discount, stated interest payable in the relevant period to total stated interest remaining to be paid at the beginning of the period or (b) in the case of a Regular Interest Security originally issued at a discount, original issue discount in the relevant period to total original issue discount remaining to be paid. A holder of a Regular Interest Security having market discount may also be required to defer a portion of the interest deductions attributable to any indebtedness incurred or continued to purchase or carry the Regular Interest Security. As an alternative to the inclusion of market discount in income on the foregoing basis, the holder may elect to include such market discount in income currently as it accrues on all market discount instruments acquired by such holder in that taxable year or thereafter, in which case the interest deferral rule will not apply.

    A holder who purchases a Regular Interest Security (other than an Interest Weighted Security, to the extent described above) at a cost greater than its stated redemption price at maturity, generally will be considered to have purchased the Security at a premium, which it may elect to amortize as an offset to interest income on such Security (and not as a separate deduction item) on a constant yield method. Although no regulations addressing the computation of premium accrual on collateralized mortgage

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obligations or REMIC regular interests have been issued, applicable legislative history indicates that premium is to be accrued in the same manner as market discount. Accordingly, it appears that the accrual of premium on a Regular Interest Security will be calculated using the prepayment assumption used in pricing such Regular Interest Security. If a holder makes an election to amortize premium on a Security, such election will apply to all taxable debt instruments (including all REMIC regular interests) held by the holder at the beginning of the taxable year in which the election is made, and to all taxable debt instruments acquired thereafter by such holder, and will be irrevocable without the consent of the Internal Revenue Service. Purchasers who pay a premium for the Regular Interest Security should consult their tax advisers regarding the election to amortize premium and the method to be employed.

    ELECTION TO TREAT ALL INTEREST UNDER THE CONSTANT YIELD METHOD. A holder of a debt instrument such as a Regular Interest Security may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) "interest" includes stated interest, original issue discount, DE MINIMIS original issue discount, market discount and DE MINIMIS market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder's acquisition date in the amount of the holder's adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder's acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or market discount bonds acquired by the holder in the same taxable year or thereafter. The election is made on the holder's federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the Internal Revenue Service. Investors should consult their own tax advisors regarding the advisability of making such an election.

SALE OR EXCHANGE OF REGULAR INTEREST SECURITIES

    A Regular Bondholder's or Regular Certificateholder's tax basis in its Regular Interest Securities is the price such holder pays for a Security, plus amounts of original issue discount and market discount included in income and reduced by any payments received (other than qualified periodic interest payments), any amortized premium, and any prior losses. Gain or loss recognized on a sale, exchange, or redemption of a Regular Interest Securities, measured by the difference between the amount realized and the Regular Interest Security's basis as so adjusted, will generally be capital gain or loss, assuming that the Regular Interest Security is held as a capital asset. If, however, a Regular Bondholder or Regular Certificateholder is a bank, thrift, or similar institution described in Section 582 of the Code, gain or loss realized on the sale or exchange of a Regular Interest Security will be taxable as ordinary income or loss. In addition, gain from the disposition of a Regular Interest Security that might otherwise be capital gain will be treated as ordinary income to the extent of the excess, if any, of (i) the amount that would have been includable in the holder's income if the yield on such Regular Interest Security had equaled 110% of the applicable federal rate as of the beginning of such holder's holding period, over (ii) the amount of ordinary income actually recognized by the holder with respect to such Regular Interest Security. The Taxpayer Relief Act of 1997 (the "1997 Act") has reduced the maximum capital gains tax rate to 20% for non-corporate taxpayers with respect to sales or exchanges of certain capital assets held for more than 18 months. Non-corporate investors should consult their tax advisors regarding the consequences to them of the 1997 Act.

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REMIC EXPENSES

    As a general rule, all of the expenses of a REMIC will be taken into account by holders of the Residual Interest Securities or the REMIC residual interest. In the case of a "single class REMIC," however, the expenses will be allocated, under temporary Treasury regulations, among the holders of the Regular Interest Securities and the holders of the Residual Interest Securities on a daily basis in proportion to the relative amounts of income accruing to each Bondholder or Certificateholder on that day. In the case of a holder of a Regular Interest Security who is an individual or a "pass-through interest holder" (including certain pass-through entities but not including real estate investment trusts), such expenses will be deductible only to the extent that such expenses, plus other "miscellaneous itemized deductions" of the Bondholder or Certificateholder exceed 2% of such Bondholder's or Certificateholder's adjusted gross income and will not be deductible in computing alternative minimum taxable income. In addition, Code Section 68 provides that the amount of itemized deductions otherwise allowable for the taxable year for an individual whose adjusted gross income exceeds the applicable amount (for 1991, $100,000, or $50,000 in the case of a separate return by a married individual within the meaning of Code Section 7703, which amounts will be adjusted annually for inflation) will be reduced by the lesser of (i) 3% of the excess of adjusted gross income over the applicable amount, or (ii) 80% of the amount of itemized deductions otherwise allowable for such taxable year. The disallowance of this deduction may have a significant impact on the yield of the Regular Interest Security to such a holder. In general terms, a single class REMIC is one that either (i) would qualify, under existing Treasury regulations, as a grantor trust if it were not a REMIC (treating all interests as ownership interests, even if they would be classified as debt for federal income tax purposes) or (ii) is similar to such a trust and which s structured with the principal purpose of avoiding the single class REMIC rules.

TAXATION OF THE REMIC

    GENERAL. Although a REMIC is a separate entity for federal income tax purposes, a REMIC is not generally subject to entity-level tax. Rather, the taxable income or net loss of a REMIC is taken into account by the holders of residual interests. The regular interests are generally taxable as debt of the REMIC.

    CALCULATION OF REMIC INCOME. The taxable income or net loss of a REMIC is determined under an accrual method of accounting and in the same manner as in the case of an individual, with certain adjustments. In general, the taxable income or net loss will be the difference between (i) the gross income produced by the REMIC's assets, including stated interest and any original issue discount or market discount on loans and other assets, income from amortization of premium on Regular Interest Securities issued at a premium and income from write-off of Regular Interest Securities, and (ii) deductions, including stated interest and original issue discount accrued on a Regular Interest Security, amortization of any premium with respect to loans, losses on Mortgage Loans, and servicing fees and other expenses of the REMIC. A holder of a Residual Interest Security that is an individual or a "pass-through interest holder" (including certain pass-through entities, but not including real estate investment trusts) will be unable to deduct servicing fees payable on the loans or other administrative expenses of the REMIC for a given taxable year, to the extent that such expenses, when aggregated with the Residual Interest Securityholder's other miscellaneous itemized deductions for that year, do not exceed two percent of such holder's adjusted gross income. In addition, Code Section 68 provides that the amount of itemized deductions otherwise allowable for the taxable year for an individual whose adjusted gross income exceeds the applicable amount (for 1997, $121,200, or $60,600 in the case of a separate return by a married individual within the meaning of Code Section 7703, which amounts are adjusted annually for inflation) will be reduced by the lesser of (i) 3% of the excess of adjusted gross income over the applicable amount, or (ii) 80% of the amount of itemized deductions otherwise allowable for such taxable year. See "REMIC Expenses" above.

    For purposes of computing its taxable income or net loss, the REMIC should have an initial aggregate tax basis in its assets equal to the aggregate fair market value of the regular interests and the residual

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interests on the Start Up Day (generally, the day that the interests are issued). That aggregate basis will be allocated among the assets of the REMIC in proportion to their respective fair market values.

    The original issue discount provisions of the Code apply to loans of individuals originated on or after March 2, 1984, and the market discount provisions apply to all loans. Subject to possible application of the DE MINIMIS rules, the method of accrual by the REMIC of original issue discount on such loans will be equivalent to the method under which holders of Regular Interest Securities accrue original issue discount (i.e., under the constant yield method taking into account the Prepayment Assumption). The REMIC will deduct original issue discount on the Regular Interest Securities in the same manner that the holders of the Securities include such discount in income, but without regard to the DE MINIMIS rules. See "Taxation of Regular Interest Securities" above. However, a REMIC that acquires loans at a market discount must include such market discount in income currently, as it accrues, on a constant interest basis.

    To the extent that the REMIC's basis allocable to loans that it holds exceeds their principal amounts, the resulting premium, if attributable to mortgages originated after September 27, 1985, will be amortized over the life of the loans (taking into account the Prepayment Assumption) on a constant yield method. Although the law is somewhat unclear regarding recovery of premium attributable to loans originated on or before such date, it is possible that such premium may be recovered in proportion to payments of loan principal.

    INCOME FROM FORECLOSURE PROPERTY. To the extent that the Lower Tier REMIC derives income from Foreclosed Properties that is treated as "net income from foreclosure property," that income will be subject to taxation at the highest corporate tax rate. Net income from foreclosure property generally includes gain from the sale of a foreclosure property that is inventory property and net income from the property that would not be treated as "rents from real property" or other certain other qualifying income for a real estate investment trust. A trust agreement or indenture may permit the Servicer to operate a Foreclosed Property in a manner that produces income subject to the foregoing tax if certain conditions are satisfied. In addition, if the operation of the Foreclosed Property is treated as a trade or business carried on by the REMIC, then unless the property is operated through an independent contractor, the income from the foreclosed property will be subject to tax on "net income from foreclosure property" at a rate of 100%. Accordingly, operation of Foreclosed Properties generally will be required to be conducted through an independent contractor.

    PROHIBITED TRANSACTIONS AND CONTRIBUTIONS TAX. The REMIC will be subject to a 100% tax on any net income derived from a "prohibited transaction." For this purpose, net income will be calculated without taking into account any losses from other prohibited transactions or any deductions attributable to any prohibited transaction that resulted in a loss. In general, prohibited transactions include (i) subject to limited exceptions, the sale or other disposition of any qualified mortgage transferred to the REMIC; (ii) subject to a limited exception, the sale or other disposition of a cash flow investment;
(iii) the receipt of any income from assets not permitted to be held by the REMIC pursuant to the Code; or (iv) the receipt of any fees or other compensation for services rendered by the REMIC. It is anticipated that a REMIC will not engage in any prohibited transactions in which it would recognize a material amount of net income. In addition, subject to a number of exceptions, a tax is imposed at the rate of 100% on amounts contributed to a REMIC after the close of the three-month period beginning on the Start Up Day. Unless chargeable to the servicer or trustee under the applicable Trust Agreement or Indenture, such taxes will be paid out of the assets of the REMIC and, unless otherwise specified in the related Prospectus Supplement, will be allocated pro rata to all outstanding Classes of Securities of such REMIC.

TAXATION OF HOLDERS OF RESIDUAL INTEREST SECURITIES

    The Holder of a Security representing a REMIC residual interest (a "Residual Interest Security") will take into account the "daily portion" of the taxable income or net loss of the REMIC for each day during the taxable year on which such holder held the Residual Interest Security. The daily portion is determined

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by allocating to each day in any calendar quarter its ratable portion of the taxable income or net loss of the REMIC for such quarter, and by allocating that amount among the holders (on such day) of the Residual Interest Securities in proportion to their respective holdings on such day.

    The holder of a Residual Interest Security must report its proportionate share of the taxable income of the REMIC whether or not it receives cash distributions from the REMIC attributable to such income or loss. The reporting of taxable income without corresponding distributions could occur, for example, in certain REMIC issues in which the loans held by the REMIC were issued or acquired at a discount, since mortgage prepayments cause recognition of discount income, while the corresponding portion of the prepayment could be used in whole or in part to make principal payments on Regular Interest Securities issued without any discount or at an insubstantial discount. (If this occurs, it is likely that cash distributions will exceed taxable income in later years.) Taxable income may also be greater in earlier years of certain REMIC issues as a result of the fact that interest expense deductions, as a percentage of outstanding principal on Regular Interest Securities, will typically increase over time as lower yielding Securities are paid, whereas interest income with respect to loans will generally remain constant over time as a percentage of loan principal.

    In any event, because the holder of a residual interest is taxed on the net income of the REMIC, the taxable income derived from a Residual Interest Security in a given taxable year will not be equal to the taxable income associated with investment in a corporate bond or stripped instrument having similar cash flow characteristics and pretax yield. Therefore, the after-tax yield on the Residual Interest Security may be less than that of such a bond or instrument, or may be negative.

    LIMITATION ON LOSSES. The amount of the REMIC's net loss that a holder may take into account currently is limited to the holder's adjusted basis at the end of the calendar quarter in which such loss arises. A holder's basis in a Residual Interest Security will initially equal such holder's purchase price, and will subsequently be increased by the amount of the REMIC's taxable income allocated to the holder, and decreased (but not below zero) by the amount of distributions made and the amount of the REMIC's net loss allocated to the holder. Any disallowed loss may be carried forward indefinitely, but may be used only to offset income generated by the same REMIC. The ability of Residual Bondholders or Residual Certificateholders to deduct net losses may be subject to additional limitations under the Code, as to which such holders should consult their tax advisers.

    DISTRIBUTIONS. Distributions on a Residual Interest Security (whether at their scheduled times or as a result of prepayments) will generally not result in any additional taxable income or loss to a holder of a Residual Interest Security. If the amount of such payment exceeds a holder's adjusted basis in the Residual Interest Security, however, the holder will recognize gain (treated as gain from the sale of the Residual Interest Security) to the extent of such excess.

    MARK-TO-MARKET RULES. A Residual Interest Security is not treated as a security and thus may not be marked to market under Treasury regulations that generally require a securities dealer to mark to market securities held for sale to customers.

    SALE OR EXCHANGE. A holder of a Residual Interest Security will recognize gain or loss on the sale or exchange of a Residual Bond equal to the difference, if any, between the amount realized and such Bondholder's or Certificateholder's adjusted basis in the Residual Interest Security at the time of such sale or exchange. Except to the extent provided in regulations, which have not yet been issued, any loss upon disposition of a Residual Interest Security will be disallowed if the selling Bondholder or Certificateholder acquires any residual interest in a REMIC or similar mortgage pool within six months before or after such disposition.

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EXCESS INCLUSION INCOME

    The portion of a Residual Bondholder's or Residual Certificateholder's REMIC taxable income consisting of "excess exclusion" income may not be offset by other deductions or losses, including net operating losses, on such Bondholder's or Certificateholder's federal income tax return. Further, if the holder of a Residual Interest Security is an organization subject to the tax on unrelated business income imposed by Code Section 511, such Residual Bondholder's or Residual Certificateholder's excess inclusion income will be treated as unrelated business taxable income of such Bondholder or Certificateholder's. In addition, under Treasury regulations yet to be issued, if a real estate investment trust, a regulated investment company, a common trust fund, or certain cooperatives were to own a Residual Interest Security, a portion of dividends (or other distributions) paid by the real estate investment trust (or other entity) would be treated as excess inclusion income. If a Residual Interest Security is owned by a foreign person, excess inclusion income is subject to tax at a rate of 30% which may not be reduced by treaty and is not eligible for treatment as "portfolio interest."

    The excess inclusion portion of a REMIC's income is generally equal to the excess, if any, of REMIC taxable income for the quarterly period allocable to a Residual Interest Security, over the daily accruals for such quarterly period of
(i) 120% of the long term applicable federal rate on the Start Up Day multiplied by (ii) the adjusted issue price of such Residual Interest Security at the beginning of such quarterly period. The adjusted issue price of a Residual Interest Security at the beginning of each calendar quarter will equal its issue price (calculated in a manner analogous to the determination of the issue price of a Regular Interest Security), increased by the aggregate of the daily accruals for prior calendar quarters, and decreased (but not below zero) by the amount of loss allocated to a holder and the amount of distributions made on the Residual Interest Security before the beginning of the quarter. The long-term federal rate, which is announced monthly by the Treasury Department, is an interest rate that is based on the average market yield of outstanding marketable obligations of the United States government having remaining maturities in excess of nine years.

    Under the REMIC Regulations, in certain circumstances, transfers of Residual Interest Securities may be disregarded. See "Restrictions on Ownership and Transfer of Residual Interest Securities" and "Tax Treatment of Foreign Investors" below.

RESTRICTIONS ON OWNERSHIP AND TRANSFER OF RESIDUAL INTEREST SECURITIES

    As a condition to qualification as a REMIC, reasonable arrangements must be made to prevent the ownership of a REMIC residual interest by any "Disqualified Organization." Disqualified Organizations include the United States, any State or political subdivision thereof, any foreign government, any international organization, or any agency or instrumentality of any of the foregoing, a rural electric or telephone cooperative described in Section 1381(a)(2)(C) of the Code, or any entity exempt from the tax imposed by Sections 1-1399 of the Code, if such entity is not subject to tax on its unrelated business income. Accordingly, the Indenture or Trust Agreement, as applicable, will prohibit Disqualified Organizations from owning a Residual Interest Security. In addition, no transfer of a Residual Interest Security will be permitted unless the proposed transferee shall have furnished to the Issuer an affidavit representing and warranting that it is neither a Disqualified Organization nor an agent or nominee acting on behalf of a Disqualified Organization.

    If a Residual Interest Security is transferred to a Disqualified Organization (in violation of the restrictions set forth above), a substantial tax will be imposed on the transferor of such Residual Interest Security at the time of the transfer. In addition, if a Disqualified Organization holds an interest in a pass-through entity (including, among others, a partnership, trust, real estate investment trust, regulated investment company, or any person holding as nominee), that owns a Residual Interest Security, the pass-through entity will be required to pay an annual tax on its share of the excess inclusion income of the REMIC allocable to such Disqualified Organization.

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    Under the REMIC Regulations, if a Residual Interest Security is a
"noneconomic residual interest," as described below, a transfer of a Residual Interest Security to a United States person will be disregarded for all Federal tax purposes unless no significant purpose of the transfer was to impede the assessment or collection of tax. A Residual Interest Security is a "noneconomic residual interest" unless, at the time of the transfer (i) the present value of the expected future distributions on the Residual Interest Security at least equals the product of the present value of the anticipated excess inclusions and the highest rate of tax for the year in which the transfer occurs, and (ii) the transferor reasonably expects that the transferee will receive distributions from the REMIC at or after the time at which the taxes accrue on the anticipated excess inclusions in an amount sufficient to satisfy the accrued taxes. The present value is calculated based on the Prepayment Assumption, using a discount rate equal to the "applicable federal rate" at the time of transfer. If a transfer of a residual interest is disregarded, the transferor would be liable for any Federal income tax imposed upon taxable income derived by the transferee from the REMIC. A significant purpose to impede the assessment or collection of tax exists if the transferor, at the time of transfer, knew or should have known that the transferee would be unwilling or unable to pay taxes on its share of the taxable income of the REMIC. A similar limitation exists with respect to certain transfers of residual interests by foreign persons to United States persons. See "Tax Treatment of Foreign Investors" below.

ADMINISTRATIVE MATTERS

    The REMIC's books must be maintained on a calendar year basis and the REMIC must file an annual federal income tax return. The REMIC will also be subject to the procedural and administrative rules of the Code applicable to partnerships, including the determination of any adjustments to, among other things, items of REMIC income, gain, loss, deduction, or credit, by the Internal Revenue Service in a unified administrative proceeding. The holder of the Residual Interest Security holding the largest percentage interest will be designated as "tax matters person" of the related REMIC for purposes of any such proceeding.

TAX STATUS AS A GRANTOR TRUST

    GENERAL. If the applicable Prospectus Supplement so specifies with respect to a Series of Securities, the Securities of such Series will not be treated as regular or residual interests in a REMIC for federal income tax purposes but instead, special tax counsel to the Issuer will deliver its opinion to the effect that the arrangement by which the Securities of that Series are issued will be treated as a "grantor" or "fixed investment" trust as long as all of the provisions of the applicable Trust Agreement are complied with and the statutory and regulatory requirements are satisfied. In some Series ("Pass-Through Certificates"), there will be no separation of the principal and interest payments on the Mortgage Loans. In such circumstances, a Certificateholder will be considered to have purchased an undivided interest in each of the Mortgage Loans. In other cases ("Stripped Certificates"), sale of the Certificates will produce a separation in the ownership of the principal payments and interest payments on the Mortgage Loans.

    Each Certificateholder must report on its federal income tax return its pro rata share of the gross income derived from the Mortgage Loans (not reduced by the amount payable as fees to the Trustee and the Master Servicer and similar fees (collectively, the "Servicing Fee")), at the same time and in the same manner as such items would have been reported under the Certificateholder's tax accounting method had it held its interest in the Mortgage Loans directly, received directly its share of the amounts received with respect to the Mortgage Loans, and paid directly its share of the Servicing Fees. In the case of Pass-Through Certificates, such gross income will consist of a pro rata share of all of the income derived from all of the Mortgage Loans and, in the case of Stripped Certificates, such income will consist of a pro rata share of the income derived from each stripped bond or stripped coupon in which the Certificateholder owns an interest. The holder of a Certificate will generally be entitled to deduct such Servicing Fees under Section 162 or Section 212 of the Code to the extent that such Servicing Fees represent "reasonable" compensation for the services rendered by the Trustee, the Master Servicer, and any other service

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providers. In the case of a noncorporate holder, however, Servicing Fees (to the extent not otherwise disallowed, e.g., because they exceed reasonable compensation) will be deductible in computing such holder's regular tax liability only to the extent that such fees, when added to other miscellaneous itemized deductions, exceed 2% of adjusted gross income and may not be deductible to any extent in computing such holder's alternative minimum tax liability. In addition, Code Section 68 provides that the amount of itemized deductions otherwise allowable for the taxable year for an individual whose adjusted gross income exceeds the applicable amount (for 1997, $121,200, or $60,600 in the case of a separate return by a married individual, which amounts are adjusted annually for inflation) will be reduced by the lesser of (i) 3% of the excess of adjusted gross income over the applicable amount, or (ii) 80% of the amount of itemized deductions otherwise allowable for such taxable year.

    DISCOUNT OR PREMIUM ON PASS-THROUGH CERTIFICATES. The holder's purchase price of a Pass-Through Certificate is to be allocated among the Mortgage Loans in proportion to their fair market values, determined as of the time of purchase of the Certificates. In the typical case, the Trustee believes it is reasonable for this purpose to treat each Mortgage Loan as having a fair market value proportional to the share of the aggregate principal balances of all of the Mortgage Loans that it represents, to the extent that the Mortgage Loans underlying a series have a relatively uniform interest rate and other common characteristics. To the extent that the portion of the purchase price of a Certificate allocated to a Mortgage Loan (other than to a right to receive any accrued interest thereon and any undistributed principal payments) is less than or greater than the portion of the principal balance of the Mortgage Loan allocable to the Certificate, the interest in the Mortgage Loan allocable to the Certificate will be deemed to have been acquired at a discount or premium, respectively.

    The treatment of any discount will depend on whether the discount represents original issue discount or market discount. In the case of a Mortgage Loan with original issue discount in excess of a prescribed DE MINIMIS amount, a holder of a Certificate will be required to report as interest income in each taxable year its share of the amount of original issue discount that accrues during that year, determined under a constant yield method by reference to the initial yield to maturity of the Mortgage Loan, in advance of receipt of the cash attributable to such income and regardless of the method of federal income tax accounting employed by that holder. Original issue discount with respect to a Mortgage Loan could arise for example by virtue of the financing of points by the originator of the Mortgage Loan, or by virtue of the charging of points by the originator of the Mortgage Loan in an amount greater than a statutory de minimis exception, in circumstances under which the points are not currently deductible pursuant to applicable Code provisions. However, the OID Regulations provide that if a holder acquires an obligation at a price that exceeds its stated redemption price, the holder will not include any original issue discount in gross income. In addition, if a subsequent holder acquires an obligation for an amount that exceeds its adjusted issue price, the subsequent holder will be entitled to offset the original issue discount with economic accruals of portions of such excess. Accordingly, if the Mortgage Loans acquired by a Certificateholder are purchased at a price that exceeds the adjusted issue price of such Mortgage Loans, any original issue discount will be reduced or eliminated.

    Certificateholders also may be subject to the market discount rules of Sections 1276-1278 of the Code. A Certificateholder that acquires an interest in Mortgage Loans with more than a prescribed DE MINIMIS amount of "market discount" (generally, the excess of the principal amount of the Mortgage Loans over the purchaser's purchase price) will be required under Section 1276 of the Code to include accrued market discount in income as ordinary income in each month, but limited to an amount not exceeding the principal payments on the Mortgage Loans received in that month and, if the Certificates are sold, the gain realized. Such market discount would accrue in a manner to be provided in Treasury regulations. The relevant legislative history of the 1986 Act indicates that, until such regulations are issued, such market discount would in general accrue either (i) on the basis of a constant interest rate or (ii) in the ratio of (a) in the case of Mortgage Loans not originally issued with original issue discount, stated interest payable in the relevant period to total stated interest remaining to be paid at the beginning of the period or (b) in

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the case of Mortgage Loans originally issued at a discount, original issue discount in the relevant period to total original issue discount remaining to be paid.

    Section 1277 of the Code provides that the excess of interest paid or accrued to purchase or carry a loan with market discount over interest received on such loan is allowed as a current deduction only to the extent such excess is greater than the market discount that accrued during the taxable year in which such interest expense was incurred. In general, the deferred portion of any interest expense will be deductible when such market discount is included in income, including upon the sale, disposition, or repayment of the loan. A holder may elect to include market discount in income currently as it accrues, on all market discount obligations acquired by such holder during the taxable year such election is made and thereafter, in which case the interest deferral rule discussed above will not apply.

    A Certificateholder who purchases a Certificate at a premium generally will be deemed to have purchased its interest in the underlying Mortgage Loans at a premium. A Certificateholder who holds a Certificate as a capital asset may generally elect under Section 171 of the Code to amortize such premium as an offset to interest income on the Mortgage Loans (and not as a separate deduction item) on a constant yield method. The legislative history of the 1986 Act suggests that the same rules that will apply to the accrual of market discount (described above) will generally also apply in amortizing premium with respect to Mortgage Loans originated after September 27, 1985. If a holder makes an election to amortize premium, such election will apply to all taxable debt instruments held by such holder at the beginning of the taxable year in which the election is made, and to all taxable debt instruments acquired thereafter by such holder, and will be irrevocable without the consent of the Internal Revenue Service. Purchasers who pay a premium for the Certificates should consult their tax advisers regarding the election to amortize premium and the method to be employed. Although the law is somewhat unclear regarding recovery of premium allocable to Mortgage Loans originated before September 28, 1985, it is possible that such premium may be recovered in proportion to payments of Mortgage Loan principal.

    Discount or Premium on Stripped Certificates. A Stripped Certificate may represent a right to receive only a portion of the interest payments on the Mortgage Loans, a right to receive only principal payments on the Mortgage Loans, or a right to receive certain payments of both interest and principal. Certain Stripped Certificated ("Ratio Strip Certificates") may represent a right to receive differing percentages of both the interest and principal on each Mortgage Loan. Pursuant to Section 1286 of the Code, the separation of ownership of the right to receive some or all of the interest payments on an obligation from ownership of the right to receive some or all of the principal payments results in the creation of "stripped bonds" with respect to principal payments and "stripped coupons" with respect to interest payments. Section 1286 of the Code applies the original issue discount rules to stripped bonds and stripped coupons. For purposes of computing original issue discount, a stripped bond or a stripped coupon is treated as a debt instrument issued on the date that such stripped interest is purchased with an issue price equal to its purchase price or, if more than one stripped interest is purchased, the ratable share of the purchase price allocable to such stripped interest. The Code, the OID Regulations, and judicial decisions provide no direct guidance as to how the interest and original issue discount rules are to apply to Stripped Certificates. Under the method described above for REMIC Regular Interest Certificates (the "Cash Flow Bond Method"), a prepayment assumption is used and periodic recalculations are made which take into account with respect to each accrual period the effect of prepayments during such period. The 1986 Act prescribed the same method for debt instruments "secured by" other debt instruments, the maturity of which may be affected by prepayments on the underlying debt instruments. However, the 1986 Act does not, absent Treasury regulations, appear specifically to cover instruments such as the Stripped Certificates which technically epresent ownership interests in the underlying Mortgage Loans, rather than being debt instruments "secured by" those loans. Nevertheless, it is believed that the Cash Flow Bond Method is a reasonable method of reporting income for such Certificates, and it is expected that original issue discount will be reported on that basis except in the case of Certificates which it determines should more appropriately be treated as contingent payment instruments. In applying the calculation to a class of

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Certificates, the Trustee will treat all payments to be received with respect to the Certificates, whether attributable to principal or interest on the loans, as payments on a single installment obligation, in the case of a Class of Certificates that has no right, or a nominal right, to receive principal, and as includable in the stated redemption price at maturity. In the case of a "stripped bond" which is entitled to a significant amount of principal, the Trustee intends to take the position that interest payments are "qualified stated interest." The Internal Revenue Service could, however, assert that original issue discount must be calculated separately for each Mortgage Loan underlying a Certificate. In addition, in the case of Ratio Strip or similar Certificates, the Internal Revenue Service could assert that original issue discount must be calculated separately for each stripped coupon or stripped bond underlying a Certificate.

    Under certain circumstances, if the Mortgage Loans prepay at a rate faster than the Prepayment Assumption, the use of the Cash Flow Bond Method may accelerate a Certificateholder's recognition of income. If, however, the Mortgage Loans prepay at a rate slower than the prepayment assumption, in some circumstances the use of this method may decelerate a Certificateholder's recognition of income.

    A Stripped Certificate which either embodies only interest payments on the underlying loans or (if it embodies some principal payments on the Mortgage Loans) is issued at a price that exceeds the principal payments (an "Interest Weighted Certificate"), may be taxed as a contingent payment instrument.

    Under Treasury Regulations applicable to contingent payment instruments (the "Contingent Regulations"), income on Stripped Certificates would be calculated by determining a projected payment schedule and a projected yield, and reporting income accruals on that basis. If the amount payable for a period were, however, greater or less than the amount projected, the income included for that period would be increased or decreased accordingly. Any reduction in the income accrual for a period below zero (a "Negative Adjustment") would be treated by a Certificateholder as an ordinary loss to the extent of prior income accruals and may be carried forward to offset future interest accruals. At maturity, any remaining Negative Adjustment would be treated as a loss on retirement of the Certificate.

    POSSIBLE ALTERNATIVE CHARACTERIZATIONS. The characterizations of the Stripped Certificates described above are not the only possible interpretations of the applicable Code provisions. Among other possibilities, the Internal Revenue Service could contend that (i) in certain Series, each non-Interest Weighted Certificate is composed of an unstripped undivided ownership interest in Mortgage Loans and an installment obligation consisting of stripped principal payments; (ii) the non-Interest Weighted Certifi-cates are subject to the OID Regulations; (iii) each Interest Weighted Certificate is composed of an unstripped undivided ownership interest in the Mortgage Loans and an installment obligation consisting of stripped interest payments; or (iv) there are as many stripped bonds or stripped coupons as there are scheduled payments of principal and/or interest on each Mortgage Loan.

    Given the variety of alternatives for treatment of the Certificates and the different federal income tax consequences that result from each alternative, potential purchasers are urged to consult their own tax advisers regarding the proper treatment of the Certificates for federal income tax purposes.

    CHARACTER AS QUALIFYING MORTGAGE LOANS. In the case of Stripped Certificates there is no specific legal authority existing regarding whether the character of the Certificates, for federal income tax purposes, will be the same as the Mortgage Loans. The IRS could take the position that the Mortgage Loans' character is not carried over to the Certificates in such circumstances. Pass-Through Certificates will be, and, although the matter is not free from doubt, Stripped Certificates should be considered to represent "real estate assets" within the meaning of Section 856(c)(6)(B) of the Code, and "loans . . . secured by an interest in real property which is . . . residential real property" within the meaning of Section 7701(a)(19)(C)(v) of the Code, and interest income attributable to the Certificates should be considered to represent "interest on obligations secured by mortgages on real property or on interests in real property" within the meaning of Section 856(c)(3)(B) of the Code, in each case to the extent the underlying Mortgage Loans qualify for such treatments. However, Mortgage Loans secured by non-residential real property will not constitute "loans . . . secured by an interest in real property which is . . . residential real property" within the meaning

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of Section 7701(a)(19)(C)(v) of the Code. In addition, it is possible that various reserve funds underlying the Certificates may cause a proportionate reduction in the above-described qualifying status categories of Certificates.

    SALE OF CERTIFICATES. As a general rule, if a Certificate is sold, gain or loss will be recognized by the holder thereof in an amount equal to the difference between the amount realized on the sale and the Certificateholder's adjusted tax basis in the Certificate. Such gain or loss will generally be capital gain or loss if the Certificate is held as a capital asset. In the case of Pass-Through Certificates, such tax basis will generally equal the holder's cost of the Certificate increased by any discount income with respect to the loans represented by such Certificate previously included in income, and decreased by the amount of any distributions of principal previously received with respect to the Certificate. Such gain, to the extent not otherwise treated as ordinary income, will be treated as ordinary income to the extent of any accrued market discount not previously reported as income. In the case of Stripped Certificates, the tax basis will generally equal the Certificateholder's cost for the Certificate, increased by any discount income with respect to the Certificate previously included in income, and decreased by the amount of all payments previously received with respect to such Certificate.

MISCELLANEOUS TAX ASPECTS

    BACKUP WITHHOLDING. A Bondholder or Certificateholder, other than a Residual Bondholder or Residual Certificateholder, may, under certain circumstances, be subject to "backup withholding" at the rate of 31% with respect to distributions or the proceeds of a sale of certificates to or through brokers that represent interest or original issue discount on the Securities. This withholding generally applies if the holder of a Security (i) fails to furnish the Issuer with its taxpayer identification number ("TIN"); (ii) furnishes the Issuer an incorrect TIN; (iii) fails to report properly interest, dividends or other "reportable payments" as defined in the Code; or (iv) under certain circumstances, fails to provide the Issuer or such holder's securities broker with a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that the holder is not subject to backup withholding. Backup withholding will not apply, however, with respect to certain payments made to Bondholders or Certificateholders, including payments to certain exempt recipients (such as exempt organizations) and to certain Nonresidents (as defined below). Holders of the Securities should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining the exemption.

    The Issuer will report to the Securityholders and to the Internal Revenue Service for each calendar year the amount of any "reportable payments" during such year and the amount of tax withheld, if any, with respect to payments on the Securities.

TAX TREATMENT OF FOREIGN INVESTORS

    Under the Code, unless interest (including OID) paid on a Security (other than a Residual Interest Security) is considered to be "effectively connected" with a trade or business conducted in the United States by a nonresident alien individual, foreign partnership or foreign corporation ("Nonresidents"), such interest will normally qualify as portfolio interest (except where (i) the recipient is a holder, directly or by attribution, of 10% or more of the capital or profits interest in the Issuer or (ii) the recipient is a controlled foreign corporation to which the Issuer is a related person) and will be exempt from federal income tax. Upon receipt of appropriate ownership statements, the Issuer normally will be relieved of the obligation to withhold federal income tax from such interest payments. These provisions supersede the generally applicable provisions of the Code that would otherwise require the Issuer to withhold at a 30% rate (unless such rate were reduced or eliminated by an applicable tax treaty) on, among other things, interest and original issue discount paid to Nonresidents.

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    Interest and original issue discount of Bondholders or Certificateholders who are foreign persons are not subject to withholding if they are effectively connected with a United States business conducted by the Bondholder or Certificateholders. In such case, however, they will generally be subject to the regular United States income tax.

    Payments to holders of Residual Interest Securities who are foreign persons will generally be treated as interest for purposes of the 30% (or lower treaty rate) United States withholding tax. Holders should assume that such income does not qualify for exemption from United States withholding tax as "portfolio interest." To the extent that a payment represents a portion of REMIC taxable income that constitutes excess inclusion income, a holder of a Residual Interest Security will not be entitled to an exemption from or reduction of the 30% (or lower treaty rate) withholding tax rule. If the payments are subject to United States withholding tax, they generally will be taken into account for withholding tax purposes only when paid or distributed (or when the Residual Interest Security is disposed of). The Treasury has statutory authority, however, to promulgate regulations which would require such amounts to be taken into account at an earlier time in order to prevent the avoidance of tax. Under the REMIC Regulations, if a Residual Interest Security has tax avoidance potential, a transfer of a Residual Interest Security to a Nonresident will be disregarded for all Federal tax purposes. A Residual Interest Security has tax avoidance potential unless, at the time of the transfer the transferor reasonably expects that the REMIC will distribute to the transferee residual holder amounts that will equal at least 30% of each excess inclusion, and that such amounts will be distributed at or after the time at which the excess inclusion accrues and not later than the close of the calendar year following the calendar year of accrual. If a Nonresident transfers a Residual Interest Security to a United States person, and if the transfer has the effect of allowing the transferor to avoid tax on accrued excess inclusions, then the transfer is disregarded and the ransferor continues to be treated as the owner of the Residual Interest Security for purposes of the withholding tax provisions of the Code. See "Excess Inclusion Income."

                       STATE AND LOCAL TAX CONSIDERATIONS

    In addition to the federal income tax consequences described in "FEDERAL INCOME TAX CONSIDERATIONS," potential investors should consider the state income tax consequences of the acquisition, ownership, and disposition of the Securities. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality. Therefore, potential investors should consult their own tax advisors with respect to the various state and local tax consequences of investment in the Bonds or Certificates. In particular, potential investors in Residual Interest Securities should consult their tax advisers regarding the taxation of the Residual Interest Securities in general and the effect of foreclosure on the Mortgaged Properties on such taxation.

                              ERISA CONSIDERATIONS

    The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain restrictions on employee benefit plans ("Plans") subject to ERISA and persons who have certain specified relationships to such Plans ("Parties in Interest"). ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA and prohibits certain transactions between a Plan and Parties in Interest with respect to such Plans ("Prohibited Transactions"). Under ERISA, any person who exercises any authority or control respecting the management or disposition of the assets of a Plan is considered to be a fiduciary of such Plan (subject to certain exceptions not here relevant). Similar restrictions also apply to Plans and other retirement arrangements, such as individual retirement accounts and Keogh plans, that are subject to Section 4975 of the Code.

    The Issuer, the Master Servicer, if any, the Servicer, the Trustee or the provider of Enhancement, if any, because of their activities or the activities of their respective affiliates, may be considered to be or may become Parties in Interest with respect to certain Plans. If the Securities are acquired by a Plan with

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respect to which the Issuer, the Master Servicer, if any, the Servicer, the
Trustee or the provider of Enhancement, if any, is a Party in Interest, such transaction might be considered to violate the Prohibited Transaction rules of ERISA and the Code unless such transaction were subject to one or more statutory or administrative exemptions such as: Prohibited Transaction Class Exemption ("PTCE") 75-1, which exempts certain transactions involving employee benefit plans and certain broker-dealers, reporting dealers and banks; PTCE 90-1, which exempts certain transactions between insurance company pooled separate accounts and Parties in Interest; PTCE 91-38, which exempts certain transactions between bank collective investment funds and Parties in Interest; PTCE 95-60, which exempts certain transactions between insurance company general accounts and Parties in Interest; PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a "qualified plan asset manager"; PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an "in-house asset manager"; or any other available exemption. Accordingly, prior to making an investment in the Securities, investing Plans should determine whether the Issuer is a Party in Interest with respect to such Plan and, if so, whether such transaction is subject to one or more statutory or administrative exemptions. Special caution should be exercised before the assets of a Plan (including assets that may be held in an insurance company's separate or general accounts where assets in such accounts may be deemed Plan assets for purposes of ERISA) are used to purchase a Security if the Issuer, the Master Servicer, if any, the Servicer, the Trustee, the provider of Enhancement, if any, or an affiliate thereof is a fiduciary with respect to such assets.

    The Certificates of a Series will, and the Bonds of a Series could, be treated as "equity" for purposes of ERISA. Under regulations issued by the Department of Labor ("DOL") (the "Plan Asset Regulations"), if a Plan makes an "equity" investment in a corporation, partnership, trust or certain other entities, the underlying assets and properties of such entity will be deemed for purposes of ERISA to be assets of the investing Plan unless certain exceptions set forth in the regulation apply. If a particular Series is treated as "equity" for purposes of the Plan Asset Regulations such that the underlying assets of the Issuer could be treated as assets of a Plan purchasing Securities of such Series and the Mortgage Assets securing such Series consists of a single Mortgage Loan or obligations of a single obligor or related obligors as specified in the related Prospectus Supplement (e.g., affiliates of the Issuer), and Securities of such Series are acquired by a Plan with respect to which the obligor or related obligors are Parties in Interest, such transaction would violate the Prohibited Transaction rules of ERISA and the Code unless such transaction were subject to one or more statutory or administrative exemptions such as those described above or any other available exemption. Accordingly, prior to making an investment in Securities of such Series, a Plan investor should determine whether such obligor or related obligors are Parties in Interest with respect to such Plan and, if so, whether such transaction is subject to one or more of the statutory or administrative exemptions.

    If a particular Series is treated as "equity" for purposes of the Plan Asset Regulations such that the underlying assets of the Issuer could be treated as assets of a Plan purchasing Securities of such Series and the Mortgage Assets securing such Series consists of multiple Mortgage Loans or obligations of multiple unrelated obligors as specified in the related Prospectus Supplement, an investing Plan may not be able to determine whether any of the obligors is a Party in Interest with respect to such Plan. In that event, prior to making an investment in Securities of such Series, such Plan investor should determine whether (i) one or more statutory or administrative exemptions is applicable or
(ii) one or more exceptions to the Plan Asset Regulations is applicable such that the underlying assets of the Issuer will not be treated as assets of such investing Plan.

    One such exception applies if the class of "equity" interests in question is
(i) held by 100 or more investors who are independent of the Issuer and each other, (ii) freely transferable, and (iii) sold as part of an offering pursuant to (a) an effective registration statement under the Securities Act of 1933, and then subsequently registered under the Securities Exchange Act of 1934 or (b) an effective registration statement under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 ("Publicly Offered Securities"). In addition, the regulation provides that if at all times more than 75% of the value of all classes of equity interests in the Issuer are held by investors other than "benefit plan investors" (which is defined as including plans subject to ERISA, individual retirement accounts, certain plans not subject to ERISA, and entities whose underlying assets include plan assets by reason of plan investment in such entities), the investing Plan's assets will not include any of the underlying assets of the Issuer.

    Furthermore, if the Issuer were deemed to hold plan assets by reason of a Plan's investment in a Security, the persons providing services with respect to the assets of the Issuer, including the Mortgage Loans, may be subject to the fiduciary responsibility provisions of Title I of ERISA and be subject to the prohibited transactions provisions of ERISA and Section 4975 of the Code with respect to transactions involving such assets unless such transactions are subject to a statutory or administrative exemption, such as those described above.

    An additional exemption may also be available if the Issuer is a trust. The DOL granted to Shearson Lehman Hutton, Inc. an administrative exemption (the "Exemption") from certain of the prohibited transaction rules of ERISA with respect to the initial purchase, the holding and the subsequent resale by Plans of certificates representing interests in asset-backed pass through trusts that consist of certain receivables, loans and other obligations that meet the conditions and requirements of the Exemption. The obligations covered by the Exemption include obligations such as the Mortgage Assets. The Exemption will apply to the acquisition, holding and resale of the Securities by a Plan, provided that certain conditions (certain of which are described below) are met.

    Among the conditions which must be satisfied for the Exemption to apply are the following:

    1. The acquisition of the Securities by a Plan is on terms (including the price for the Securities) that are at least as favorable to the Plan as they would be in an arm's-length transaction with an unrelated party;

    2. The rights and interests evidenced by the Securities acquired by the Plan are not subordinated to the rights and interests evidenced by other certificates of the trust;

    3. The Securities acquired by the Plan have received a rating at the time of such acquisition that is in one of the three highest generic rating categories from either Standard & Poor's Ratings Group ("Standard & Poor's"), Moody's Investors Service, Inc. ("Moody's"), Duff & Phelps Credit Rating Co. ("DCR") or Fitch Investors Service, L.P. ("Fitch");

    4. The sum of all payments made to the underwriter in connection with the distribution of the Securities represents not more than reasonable compensation for underwriting the Securities. The sum of all payments made to and retained by the seller pursuant to the sale of the obligations to the trust represents not more than the fair market value of such obligations. The sum of all payments made to and retained by the servicer represents not more than reasonable compensation for the servicer's services under the related servicing agreement and reimbursement of the servicer's reasonable expenses in connection therewith;

    5. The Trustee must not be an affiliate of any other member of the Restricted Group (as defined below); and

    6. The Plan investing in the Securities is an "accredited investor" as defined in Rule 501(a)(1) of Regulation D of the Securities and Exchange Commission under the Securities Act of 1933.

    The trust also must meet the following requirements:

    (i) the corpus of the trust must consist solely of assets of the type which have been included in other investment pools;

    (ii) certificates in such other investment pools must have been rated in one of the three highest rating categories of Standard & Poor's, Moody's, DCR or Fitch for at least one year prior to the Plan's acquisition of certificates; and

    (iii) certificates evidencing interests in such other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan's acquisition of Securities.

    Moreover, the Exemption provides relief from certain self-dealing/conflict of interest prohibited transactions that may occur when the Plan fiduciary causes a Plan to acquire certificates in a trust in which the fiduciary (or its affiliate) is an obligor on the receivables held in the trust provided that, among other requirements: (i) in the case of an acquisition in connection with the initial issuance of Securities, at least fifty (50) percent of each class of Securities in which Plans have invested is acquired by persons independent of the Restricted Group and at least fifty (50) percent of the aggregate interest in the trust is acquired by persons independent of the Restricted Group; (ii) such fiduciary (or its affiliate) is an obligor with respect to five (5) percent or less of the fair market value of the obligations contained in the trust;
(iii) the Plan's investment in Securities does not exceed twenty-five (25) percent of all of the Securities outstanding after the acquisition; and (iv) no more than twenty-five (25) percent of the assets of the Plan are invested in certificates representing an interest in one or more trusts containing assets sold or serviced by the same entity. The Exemption does not apply to Plans sponsored by the Issuer, the Underwriter, the Trustee, the Servicer, the Master Servicer, if any, the Special Servicer, if any, any obligor with respect to obligations included in a Trust constituting more than five (5) percent of the aggregate unamortized principal balance of the assets in a Trust, provider of Enhancement, if any or any affiliate of such parties (the "Restricted Group").

    There can be no assurance that the Securities will not be treated as equity interests in the Issuer for purposes of the Plan Asset Regulations. Moreover, if the Securities are treated as equity interests for purposes of ERISA, there can be no assurance that any of the exceptions set forth in the Plan Asset Regulations will apply to the purchase of Securities offered hereby.

    Prospective Plan investors should consult with their legal advisors concerning the impact of ERISA and the Code and the potential consequences to their specific circumstances, prior to making an investment in the Securities. Moreover, each Plan fiduciary should determine whether under the general fiduciary standards of investment procedure and diversification an investment in the Securities is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan's investment portfolio.

    A governmental plan as defined in Section 3(32) of ERISA is not subject to ERISA or Section 4975 of the Code. However, such a governmental plan may be subject to a federal, state, or local law which is, to a material extent, similar to the provisions of ERISA or Section 4975 of the Code ("Similar Law"). A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under Similar Law.

    The sale of Securities to a Plan is in no respect a representation by the Issuer or the Underwriter that this investment meets all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or that this investment is appropriate for Plans generally or for any particular Plan.

                                LEGAL INVESTMENT

    The Prospectus Supplement for each Series of Securities will specify which, if any, of the Classes of Securities offered thereby will constitute "mortgage related securities" for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended ("SMMEA"). The appropriate characterization of those Securities not qualifying as "mortgage related securities" ("Non-SMMEA Securities") under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase such Securities, may be subject to significant interpretive uncertainties. Accordingly, investors whose investment authority is subject to legal restrictions should consult their own legal advisors to determine whether and to what extent the Non-SMMEA Securities constitute legal investments for them.

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
    Those Classes of Securities that (i) are rated in one of the two highest rating categories by one or more Rating Agencies and (ii) are part of a Series representing interests in, or secured by, a Trust Fund consisting of Mortgage Loans or Private Mortgage-Backed Securities, provided that such Mortgage Loans (or the Mortgage Loans underlying the Private Mortgage-Backed Securities) are secured by first liens on Mortgaged Property and were originated by certain types of originators as specified in SMMEA, will be "mortgage related securities" for purposes of SMMEA. As "mortgage related securities," such Classes will constitute legal investments for persons, trusts, corporations, partnerships, associations, business trusts and business entities (including, but not limited to, state-chartered savings banks, commercial banks, savings and loan associations and insurance companies, as well as trustees and state government employee retirement systems) created pursuant to or existing under the laws of the United States or of any state (including the District of Columbia and Puerto Rico) whose authorized investments are subject to state regulation to the same extent that, under applicable law, obligations issued by or guaranteed as to principal and interest by the United States or any agency or instrumentality thereof constitute legal investments for such entities. Pursuant to SMMEA, a number of states enacted legislation, on or before the October 3, 1991 cutoff for such enactments, limiting to varying extents the ability of certain entities (in particular, insurance companies) to invest in "mortgage related securities" secured by liens on residential, or mixed residential and commercial properties, in most cases by requiring the affected investors to rely solely upon existing state law, and not SMMEA. Pursuant to Section 347 of the Riegle Community Development and Regulatory Improvement Act of 1994, which amended the definition of "mortgage related security" (effective December 31, 1996) to include, in relevant part, Securities satisfying the rating, first lien and qualified originator requirements for "mortgage related securities," but representing interests in, or secured by, a Trust Fund consisting, in whole or in part, of first liens on one or more parcels of real estate upon which are located one or more commercial structures, states were authorized to enact legislation, on or before September 23, 2001, specifically referring to Section 347 and prohibiting or restricting the purchase, holding or investment by state-regulated entities in such types of Securities. Accordingly, the investors affected by such legislation will be authorized to invest in Securities qualifying as "mortgage related securities" only to the extent provided in such legislation.

    SMMEA also amended the legal investment authority of federally-chartered depository institutions as follows: federal savings and loan associations and federal savings banks may invest in, sell or otherwise deal in mortgage related securities without limitation as to the percentage of their assets represented thereby, federal credit unions may invest in such securities, and national banks may purchase such securities for their own account without regard to the limitations generally applicable to investment securities set forth in 12 U.S.C.
Section 24 (Seventh), subject in each case to such regulations as the applicable federal regulatory authority may prescribe. In this connection, the Office of the Comptroller of the Currency (the "OCC") has amended 12 C.F.R. Part 1 to authorize national banks to purchase and sell for their own account, without limitation as to a percentage of the bank's capital and surplus (but subject to compliance with certain general standards concerning "safety and soundness" and retention of credit information in 12 C.F.R. Section 1.5), certain "Type IV securities," defined in 12 C.F.R. Section 1.2(1) to include certain "commercial mortgage-related securities" and "residential mortgage-related securities." As so defined, "commercial mortgage-related security" and "residential mortgage-related security" mean, in relevant part, "mortgage-related security" within the meaning of SMMEA, PROVIDED THAT, in the case of a "commercial mortgage-related security," it "represents ownership of a promissory note or certificate of interest or participation that is directly secured by a first lien on one or more parcels of real estate upon which one or more commercial structures are located and that is fully secured by interests in a pool of loans to NUMEROUS OBLIGORS." In the absence of any rule or administrative interpretation by the OCC defining the term "numerous obligors," no representation is made as to whether any Class of Securities will qualify as "commercial mortgage-related securities," and thus as "Type IV securities," for investment by national banks. Federal credit unions should review National Credit Union Administration ("NCUA") Letter to Credit Unions No. 96, as modified by Letter to Credit Unions No. 108, which includes guidelines to assist federal credit unions in making investment decisions for mortgage related securities. The NCUA has adopted rules, codified as 12 C.F.R. SectionSection 703.5(f)-(k), which prohibit federal credit unions from investing in certain mortgage related securities (including securities such as certain Series or Classes of Securities), except under limited circumstances. Effective January 1, 1998, the NCUA has amended its rules governing investments by federal credit unions at 12 C.F.R. Part 703; the revised rules will permit investments in "mortgage related securities" under certain limited circumstances, but will prohibit investments in stripped mortgage related securities, residual interests in mortgage related securities, and commercial mortgage related securities, unless the credit union has obtained written approval from the NCUA to participate in the "investment pilot program" described in 12 C.F.R. Section 703.140.

    All depository institutions considering an investment in the Securities should review the "Supervisory Policy Statement on Securities Activities" dated January 28, 1992, as revised April 15, 1994 (the "Policy Statement") of the Federal Financial Institutions Examination Council. The Policy Statement, which has been adopted by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the OCC and the Office of Thrift Supervision, and by the NCUA (with certain modifications), prohibits depository institutions from investing in certain "high-risk mortgage securities" (including securities such as certain Series or Classes of the Securities), except under limited circumstances, and sets forth certain investment practices deemed to be unsuitable for regulated institutions.

    Institutions whose investment activities are subject to regulation by federal or state authorities should review rules, policies and guidelines adopted from time to time by such authorities before purchasing any Securities, as certain Series or Classes may be deemed unsuitable investments, or may otherwise be restricted, under such rules, policies or guidelines (in certain instances irrespective of SMMEA).

    The foregoing does not take into consideration the applicability of statutes, rules, regulations, orders, guidelines or agreements generally governing investments made by a particular investor, including, but not limited to, "prudent investor" provisions, percentage-of-assets limits, provisions which may restrict or prohibit investment in securities which are not "interest bearing" or "income paying," and, with regard to any Securities issued in book-entry form, provisions which may restrict or prohibit investments in securities which are issued in book-entry form.

    Except as to the status of certain Classes of Securities as "mortgage related securities," no representation is made as to the proper characterization of the Securities for legal investment purposes, financial institution regulatory purposes, or other purposes, or as to the ability of particular investors to purchase Securities under applicable legal investment restrictions. The uncertainties described above (and any unfavorable future determinations concerning legal investment or financial institution regulatory characteristics of the Securities) may adversely affect the liquidity of the Securities.

    Investors should consult their own legal advisors in determining whether and to what extent the Securities constitute legal investments for such investors.

                              PLAN OF DISTRIBUTION

    The Issuer may sell the Securities offered hereby through Lehman Brothers, as agent or as underwriter, or through underwriting syndicates represented by Lehman Brothers (collectively, the "Underwriters") or by one or more other underwriters, in each case, to be specified in the related Prospectus Supplement. The Prospectus Supplement relating to a Series will set forth the terms of the offering of such Series and each Class within such Series, including the name or names of the Underwriters, the proceeds to and their intended use by the Issuer, and either the initial public offering price, the discounts and commissions to the Underwriters and any discounts or concessions allowed or reallowed to certain dealers, or the method by which the price at which the Underwriters will sell the Securities will be determined.

    The Underwriters will be obligated, subject to certain conditions, to purchase all of the Securities described in the Prospectus Supplement relating to a Series if any such Securities are purchased. The Securities may be acquired by the Underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If specified in the related Prospectus Supplement, a Series may be offered in whole or in part in exchange for the Mortgage Assets that would be pledged to secure such Series. In such event, the Prospectus Supplement will specify the amount of compensation to be paid to the Underwriters and expenses, if any, in connection with such distribution. If so indicated in the Prospectus Supplement, the Issuer will authorize Underwriters or other persons acting as the Issuer's agents to solicit offers by certain institutions to purchase the Securities on such terms and subject to such conditions as so specified.

    The Issuer may also sell the Securities offered hereby and by means of the related Prospectus Supplements from time to time in negotiated transactions or otherwise, at prices determined at the time of sale. The Issuer may effect such transactions by selling Securities to or through dealers and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Issuer and any purchasers of Securities for whom they may act as agents.

    If any Certificates are offered other than through underwriters pursuant to such underwriting agreements, the related Prospectus Supplement or Prospectus Supplements will contain information regarding the terms of such offering and any agreements to be entered into in connection with such offering.

    Purchasers of Certificates, including dealers, may, depending on the facts and circumstances of such purchases, be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in connection with reoffers and sales by them of Certificates. Certificateholders should consult with their legal advisors in this regard prior to any such reoffer and sale.

    If specified in the Prospectus Supplement relating to a Series of Certificates, the Depositor, any affiliate thereof or any other person or persons specified therein may purchase some or all of one or more Classes of Certificates of such Series from the underwriter or underwriters of such other person or persons specified in such Prospectus Supplement. The consideration for such purchase may be cash or Mortgage Assets. Such purchaser may thereafter from time to time offer and sell, pursuant to this Prospectus and the related Prospectus Supplement, some or all of such Certificates so purchased, directly, through one or more underwriters to be designated at the time of the offering of such Certificates, through dealers acting as agent and/or principal as in such other manner as may be specified in the related Prospectus Supplement. Such offering may be restricted in the manner specified in such Prospectus Supplement. Such transactions may be effected at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. Any underwriters and dealers participating in such purchaser's offering of such Certificates may receive compensation in the form of underwriting discounts or commissions from such purchaser and such dealers may receive commissions from the investors purchasing such Certificates for whom they may act as agent (which discounts or commissions will not exceed those customary in those types of transactions involved). Any dealer that participates in the distribution of such Certificates may be deemed to be an "underwriter" within the meaning of the Securities Act and any commissions and discounts received by such dealer and any profit on the resale of such Certificates by such dealer might be deemed to be underwriting discounts and commissions under the Securities Act.

    The place and time of delivery for the Series in respect of which this Prospectus is delivered will be set forth in the related Prospectus Supplement.

                                 LEGAL MATTERS

    Certain legal matters in connection with the Securities offered hereby will be passed upon for the Issuer and for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, New York, New York, Weil, Gotshal and Manges, New York, New York, Cadwalader, Wickersham & Taft, New York, New York or Thacher Proffitt & Wood, New York, New York.

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                                    GLOSSARY

    The following are abbreviated definitions of certain capitalized terms used in this Prospectus. Unless otherwise provided in the Prospectus Supplement for a Series, such definitions shall apply to capitalized terms used in such Prospectus Supplement. The definitions may vary from those in the Indenture or Trust Agreement, as applicable, and the Indenture or Trust Agreement, as applicable, generally provides a more complete definition of certain of the terms. Reference should be made to the Indenture or Trust Agreement, as applicable, for a more complete definition of such terms.

    "Accrual Date" means, with respect to any Series, the date upon which interest begins accruing on the Securities of the Series, as specified in the related Prospectus Supplement.

    "Accrual Payment Amount" means, with respect to any Payment Date or Distribution Date for a Series that occurs prior to or on the Accrual Termination Date, the aggregate amount of interest which has accrued on the Compound Interest Securities of such Series during the Interest Accrual Period relating to such Payment Date or Distribution Date and which is not then required to be paid.

    "Accrual Termination Date" means, with respect to a Class of Compound Interest Securities, the Payment Date or Distribution Date on which all Securities of the related Series with Stated Maturities or Final Scheduled Termination Dates earlier than that of such Class of Compound Interest Securities have been fully paid, or such other date or period as may be specified in the related Prospectus Supplement.

    "Administration Agreement" means, with respect to a Series, an agreement pursuant to which the Administrator agrees to perform certain ministerial, administrative, accounting and clerical duties on behalf of the Issuer with respect to such Series.

    "Administration Fee" means the fee specified as such in the Administration Agreement.

    "Advances" means, unless otherwise specified in a Prospectus Supplement, cash advances with respect to delinquent payments of principal and interest on any Mortgage Loan made by the Primary Servicer from its own funds or, if so specified in the related Prospectus Supplement, from excess funds in the Custodial Account or Servicing Account, but only to the extent that such advances are, in the good faith business judgment of the Servicer or the Master Servicer, as the case may be, ultimately recoverable from future payments and collections on the Mortgage Loans or otherwise.

    "Aggregate Asset Value" means, with respect to any Series, the aggregate amount obtained by adding the Asset Value of each Mortgage Loan or Private Mortgage-Backed Security or other Mortgage Assets in the Trust Estate for such Series, plus the Asset Value, as determined in the related Series Supplement, of any cash remaining in the Collection Account or any other Pledged Fund or Account subsequent to an initial deposit therein by the Issuer.

    "Aggregate Outstanding Principal" means, with respect to any Series or Class thereof, the principal amount of all Securities of such Series or Class outstanding at the date of determination, including, in respect of any Class of Compound Interest Securities of such Series (or other Class of Securities on which interest accrues and is added to the outstanding principal amount thereof), the Compound Value (or accreted value) of such Securities through the Payment Date or Distribution Date immediately preceding the date of determination.

    "Appraised Value" means, unless otherwise specified in a Prospectus Supplement, the lesser of the appraised value determined in an appraisal obtained at origination or the sales price of a Mortgaged Property.

    "ARM," "ARM Loan," or "Adjustable Rate Mortgage Loan" means a Mortgage which provides for adjustment from time to time to the Mortgage Rate in accordance with an approved index.

    "Asset Value" means, unless specified otherwise in the related Prospectus Supplement, with respect to each Private Mortgage-Backed Security or Mortgage Loan or other Mortgage Assets included in the Trust

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Estate or Trust Fund for a Series, its Scheduled Principal Balance. In addition, the related Series Supplement shall set forth, for purposes of calculating the Asset Value of Mortgage Assets, the dates on which the scheduled principal and interest payments with respect to such Mortgage Assets are assumed to be deposited in the Collection Account. The Asset Value of any cash deposited in any Pledged Fund or Account shall be as set forth in the related Series Supplement.

    "Assumed Deposit Date" means the date specified therefor in the Series Supplement for a Series, upon which distributions on the Primary Assets are assumed to be deposited in the Collection Account for purposes of calculating Reinvestment Income thereon.

    "Assumed Reinvestment Rate" means, with respect to a Series, the per annum rate or rates specified in the related Prospectus Supplement or the related Guaranteed Investment Contract for a particular period or periods as the "Assumed Reinvestment Rate" for funds held in Pledged Funds and Accounts for the Series.

    "Bankers Trust" means Bankers Trust Company of California, N.A., a national banking association.

    "BIF" means Bank Insurance Fund.

    "Bondholder" means the Person in whose name a Bond is registered in the Bond Register.

    "Bond Interest Rate" means the interest rate on the outstanding principal amount of a Bond payable on the applicable Payment Date for such Bond, as specified in the related Prospectus Supplement.

    "Bond Register" means the register maintained pursuant to the Trust Indenture for a Series, providing for the registration of the Bonds of a Series and the transfers and exchanges thereof.

    "Bonds" means Collateralized Mortgage Obligations sold by the Issuer pursuant to this Prospectus and a related Prospectus Supplement.

    "Business Day" means, with respect to any Series that does not include any Class of Variable Interest Securities, any day that is not a Saturday, Sunday or other day on which commercial banking institutions in New York, New York, or in the cities in which the Corporate Trust Office or, if applicable, the offices of the Servicer or the Special Servicer, are then located, are authorized or obligated by law or executive order to be closed, and with respect to any Series that includes any Class of Variable Interest Securities, a day that is not a Saturday or Sunday, and that is not a legal holiday nor a day on which banking institutions are authorized or obligated by law, regulation or executive order to close in either London or New York City or in the city in which the Corporate Trust Office is then located.

    "Cash Liquidation" means as to any defaulted Mortgage Loan other than a Mortgage Loan with respect to which the related Mortgaged Property became REO Property, the recovery of all Insurance Proceeds, Liquidation Proceeds and other payments or recoveries that the Master Servicer or Servicer, as applicable, expects to be finally recoverable.

    "CERCLA" means the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

    "Certificateholder" means the Person in whose name a Certificate is registered in the Certificate Register.

    "Certificate Interest Rate" means the per annum interest rate on the outstanding principal amount of a Certificate payable on the applicable Distribution Date for such Certificate, as specified in the related Prospectus Supplement.

    "Certificate Register" means the register maintained pursuant to the Trust Agreement for a Series, providing for the registration of the Certificates of a Series and the transfers and exchanges thereof.

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    "Certificates" means the Mortgage-Backed Certificates sold by the Issuer pursuant to this Prospectus and a related Prospectus Supplement.

    "Class" means a class of Securities of a Series.

    "Closing Date" means, with respect to a Series, the date specified in the related Series Supplement as the date on which Securities of such Series are first issued.

    "Code" means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

    "Collection Account" means, with respect to a Series, the account designated as such and created pursuant to the Trust Indenture or Trust Agreement, as applicable.

    "Commercial Property" means any property securing a Mortgage Loan that used for commercial purposes.

    "Commission" means the Securities and Exchange Commission.

    "Company" means Structured Asset Securities Corporation.

    "Compound Interest Security" means any Security of a Series on which interest accrues and is added to the principal of such Security periodically, but with respect to which no interest or principal shall be payable except during the period or periods specified in the related Prospectus Supplement.

    "Compound Value" means, with respect to a Class of Compound Interest Securities, as of any determination date, the original principal amount of such Class, plus all accrued and unpaid interest, if any, previously added to the principal thereof and reduced by any payments of principal previously made on such Class of Compound Interest Securities and by any losses allocated to such Class.

    "Condemnation Proceeds" means any awards resulting from the full or partial condemnation or any eminent domain proceeding or any conveyance in lieu or in anticipation thereof with respect to a Mortgaged Property by or to any governmental or quasi-governmental authority other than amounts to be applied to the restoration, preservation or repair of such Mortgaged Property or released to the related Mortgagor in accordance with the terms of the Mortgage Loan.

    "Corporate Trust Office" means the corporate trust office of the Trustee, which, unless otherwise specified in the related Prospectus Supplement, shall be the office of Bankers Trust Company of California, N.A., 3 Park Plaza, 16th Floor, Irvine, California 92714, if Bankers Trust Company of California, N.A. is the Trustee, or Marine Midland Bank, N.A., 140 Broadway, New York, New York 10015, if Marine Midland Bank, N.A. is the Trustee.

    "Covered Trust" means a Trust Estate or Trust Fund covered by a form of credit support.

    "CPR" means the Constant Prepayment Rate prepayment model.

    "Custodial Account" means an account established by a Master Servicer, a Servicer, or a Special Servicer in the name of the Trustee for the deposit on a daily basis of all Mortgage Loan related receipts received by it subsequent to the Cut-Off Date.

    "Custodian" means any bank, savings and loan association, trust company or other entity appointed to hold documentation with respect to any Mortgage Loans.

    "Cut-Off Date" means, with respect to a Series, the date specified in the related Series Supplement on which, as of the close of business on such date, the Mortgage Loans securing or included in such Series are sold to a Trust or subject to the lien of the Indenture.

    "Deferred Interest" means the excess resulting when the amount of interest required to be paid by a Mortgagor on a Mortgage Loan on any Due Date for such Mortgage Loan is less than the amount of

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interest accrued on the Scheduled Principal Balance thereof, to the extent such excess is added to the Scheduled Principal Balance of such Mortgage Loan.

    "Deferred Interest Securities" means Bonds or Certificates on which interest accrued during an Interest Accrual Period may be added to the principal amount of such Bonds or Certificates rather than being paid in cash on the related Distribution Date.

    "Definitive Securities" means the Bonds or the Certificates for a Series when and if issued in definitive form to the Securities Owners of such Series or their nominees.

    "Deleted Mortgage Loan" means a Mortgage Loan removed from the Trust Estate or Trust Fund in order to substitute a Substitute Mortgage Loan.

    "Delivery Date" means with respect to a Series, the date specified in the related Prospectus Supplement as the date on which the Securities of such Series are to be delivered to the original purchasers thereof.

    "Depositor" means the Company (i) when acting in such capacity under a Deposit Trust Agreement to deposit Primary Assets into an Owner Trust relating to a Series of Bonds, or (ii) when acting in such capacity under a Trust Agreement to deposit Primary Assets into a Trust Fund relating to a Series of Certificates.

    "Deposit Trust Agreement" means a deposit trust agreement between the Company and an Owner Trustee pursuant to which an Owner Trust is created and Primary Assets are deposited therein.

    "Designated Interest Accrual Date" means, as specified in the related Prospectus Supplement, (a) the day preceding a Redemption Date or Special Redemption Date as the date through which accrued interest is paid upon redemption or special redemption, or (b) the date through which accrued interest is paid upon the occurrence of an Event of Default.

    "Determination Date" means the date specified in the related Prospectus Supplement.

    "Disqualified Organization" means the United States, any State or political subdivision thereof, any possession of the United States, any foreign government, any international organization, or any agency or instrumentality of any of the foregoing, a rural electric or telephone cooperative described in section 1381(a)(2)(C) of the Code, or any entity exempt from the tax imposed by sections 1-1399 of the Code, if such entity is not subject to tax on its unrelated business income.

    "Distribution Date" means the date on which distributions of principal of and interest on Certificates of a Series will be made.

    "DOL" means Department of Labor.

    "Due Date" means each date on which a payment is due and payable on any Mortgage Assets.

    "Due Period" means, unless other specified in the related Prospectus Supplement, for each Payment Date or Distribution Date, as applicable, the period beginning on the second day of the month preceding the month in which such Payment Date or Distribution Date, as applicable, occurs and ending on the first day of the month in which such Payment Date or Distribution Date, as applicable, occurs.

    "Eligible Investments" means any one or more of the obligations or securities described herein under "SECURITY FOR THE BONDS AND
CERTIFICATES--Investment of Funds."

    "Enhancement" means the Enhancement for a Series, if any, specified in the related Prospectus Supplement.

    "Enhancement Agreement" means the agreement or instrument pursuant to which any Enhancement is issued or the terms of any Enhancement are set forth.

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    "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended.

    "ERISA Plans" means qualified employee benefit plans established under ERISA or the Code.

    "Escrow Account" means an escrow account established and maintained by the Primary Servicer in which payments by Mortgagors to pay taxes, assessments, mortgage and hazard insurance premiums and other comparable items will be deposited.

    "Event of Default" unless otherwise specified in the Prospectus Supplement shall have the meaning set forth herein under "THE INDENTURE AND TRUST AGREEMENT--Events of Default."

    "Excess Cash Flow" shall have the meaning set forth in the related Prospectus Supplement.

    "Exchange Act" means the Securities Exchange Act of 1934.

    "FDIC" means the Federal Deposit Insurance Corporation.

    "FHA" means the Federal Housing Administration, a division of HUD. "FHA Loan" means a fixed-rate mortgage loan insured by the FHA. "FHLMC" means the Federal Home Loan Mortgage Corporation.

    "FNMA" means the Federal National Mortgage Association.

    "Final Scheduled Distribution Date" means the Distribution Date on which principal of and interest on a Series of Certificates is scheduled to be paid in full.

    "First Mandatory Principal Distribution Date" means the date specified in the related Prospectus Supplement as the Distribution Date on which the Issuer must begin paying installments of principal of the Certificates of the related Series or Class if the Issuer has not already begun making such distributions.

    "First Mandatory Principal Payment Date" means the date specified in the related Prospectus Supplement as the Payment Date on which the Issuer must begin paying installments of principal of the Bonds of the related Series or Class if the Issuer has not already begun making such payments.

    "First PAC Paydown Date" means the date on which the initial PAC Principal Payment is applied to the PAC Bonds, as set forth in the related Prospectus Supplement.

    "Garn-St. Germain Act" means the Garn-St. Germain Depository Institutions Act of 1982.

    "Guarantor" means a guarantor acceptable to the Rating Agencies rating the Securities.

    "Grant" means to mortgage, pledge, bargain, sell, warrant, alienate, remise, convey, assign, transfer, create and grant a lien upon and a security interest in and right of setoff against, deposit, set over and confirm.

    "Guaranteed Investment Contract" means a guaranteed investment contract providing for the investment of all distributions on the Mortgage Assets guaranteeing a minimum or a fixed rate of return on the investment of moneys deposited therein.

    "Highest Bond Interest Rate" means, unless specified otherwise in the related Prospectus Supplement, with respect to any Series of Bonds, the highest Bond Interest Rate borne by outstanding Bonds of the Series.

    "Highest Certificate Interest Rate" means, unless otherwise specified in the related Prospectus Supplement, with respect to any Series of Certificates, the highest Certificate Interest Rate borne by outstanding Certificates of a Series.

    "Holder" means a Bondholder or Certificateholder, as applicable.

    "Housing Act" means the National Housing Act of 1934, as amended.

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    "HUD" means the United States Department of Housing and Urban Development.

    "Indenture" means, with respect to any Series of Bonds, collectively the Trust Indenture and any related Series Supplement.

    "Individual Investor Bonds" means each of the Bonds of a Class identified as such in the related Prospectus Supplement.

    "Individual Investor Certificates" means each of the Certificates of a Class identified as such in the related Prospectus Supplement.

    "Insurance Proceeds" means amounts received by the Trustee from the Master Servicer or a Servicer in connection with sums paid or payable under any insurance policies, to the extent not applied to the restoration or repair of the Mortgaged Property.

    "Insurance Policies" means hazard insurance and other insurance policies required to be maintained with respect to Mortgage Loans.

    "Interest Accrual Period" means the period specified in the related Prospectus Supplement for a Series, during which interest accrues on Securities of the related Series or Class with respect to any Payment Date, Distribution Date, Redemption Date, or Special Redemption Date.

    "Interest Only Securities" means a Security entitled to receive payments of interest only based upon the Notional Amount of the Security.

    "Interest Weighted Securities" means, with respect to Certificates issued by a grantor Trust, Certificates that embody only interest payments on the underlying Mortgage Loans or which consist in whole or in part of stripped coupons or, in the case of a regular interest in a REMIC, which qualify as such pursuant to Section 860G(a)(1)(B)(ii) of the Code.

    "IRS" means the Internal Revenue Service.

    "Issuer" means the Company Owner Trust, or a separate trust established by the Company as issuer of a Series of Securities.

    "L/C Bank" means the issuer of the letter of credit.

    "LCPI" means Lehman Commercial Paper Inc.

    "Lehman Brothers" means Lehman Brothers Inc.

    "Liquidation Proceeds" means amounts (other than Insurance Proceeds) received and retained in connection with liquidation of defaulted Mortgage Loans whether through foreclosure or otherwise, net of related liquidation expenses and certain other expenses.

    "Loan-to-Value Ratio" means, as of any date of determination, the ratio of the then outstanding principal amount to the lesser of the appraised value and the purchase price of the Mortgaged Property at the time of origination.

    "Marine Midland" means Marine Midland Bank, N.A., a national banking association.

    "Master Servicer" means, with respect to a Series secured by Mortgage Loans or Private Mortgage-Backed Securities, the Person, if any, designated in the related Prospectus Supplement to manage and supervise the administration and servicing by the Servicers of the Mortgage Loans comprising Mortgage Assets or Underlying Collateral for that Series, or the successors or assigns of such Person.

    "Master Servicing Agreement" means the Master Servicing Agreement between the Issuer and the Master Servicer, if any, specified in the related Prospectus Supplement.

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    "Maximum Variable Interest Rate" means the interest rate cap on the Bond
Interest Rate or Certificate Interest Rate for Variable Interest Securities.

    "Minimum Variable Interest Rate" means the interest rate floor on the Bond Interest Rate or Certificate Interest Rate for Variable Interest Securities.

    "Mortgage" means a mortgage, deed of trust or other security instrument evidencing the lien on the Mortgaged Property.

    "Mortgage Assets" means the Mortgage Loans, including participation interests therein, REO Property and Private Mortgage-Backed Securities which are Granted to the Trustee as security for a Series of Bonds or deposited into the Trust Fund in respect of a Series of Certificates; an item of Mortgage Assets refers to a specific Mortgage Loan, REO Property or Private Mortgage-Backed Security.

    "Mortgaged Properties" means the real properties on which liens are created pursuant to Mortgages for purposes of securing the Mortgage Loans.

    "Mortgage Loan Group" means groups of Mortgage Assets.

    "Mortgage Loan" means a mortgage loan or participation interest therein that is owned by the Issuer and constitutes a part of the Mortgage Assets for a Series, or that is Underlying Collateral for a Private Mortgage-Backed Security that constitutes a part of the Mortgage Assets for a Series.

    "Mortgage Note" means the note or other evidence of indebtedness of a Mortgagor with respect to a Mortgage Loan.

    "Mortgage Pool" means, with respect to a Series, the pool of Mortgage Loans.

    "Mortgage Rate" means, with respect to each Mortgage Loan, the annual interest rate required to be paid by the Mortgagor under the terms of the related Mortgage Note.

    "Mortgagor" means the Person indebted under the Mortgage Note relating to a Mortgage Loan.

    "Multifamily Property" means any property securing a Mortgage Loan consisting of multifamily residential rental property or cooperatively owned multifamily property consisting of five or more dwelling units.

    "New York Presenting Agent" means the Issuer's agent in the State of New York, which, unless otherwise specified in the Prospectus Supplement for a Series, will be Bankers Trust Company, Four Albany Street, New York, New York 10006. "Nonresidents" means a nonresident alien individual, foreign partnership or foreign corporation.

    "OID" means "original issue discount" within the meaning of section 1273 of the Code.

    "OTS" means the Office of the Thrift Supervision.

    "Owner Trust" means the trust fund established by the Company pursuant to a Deposit Trust Agreement to hold Primary Assets and issue a Series of Bonds.

    "Owner Trustee" means the bank or trust company named in the Prospectus Supplement related to a Series of Bonds, not in its individual capacity but solely as trustee pursuant to a Deposit Trust Agreement, and its successors and assigns.

    "PAC" means Planned Amortization Class Securities.

    "PAC Amount" means the scheduled amounts of principal payments to be applied on each Payment Date or Distribution Date to the PAC Securities, as set forth in the related Prospectus Supplement.

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    "PAC Security" or "Planned Amortization Class Security" means a Security on which the Principal Amortization Amount in an amount equal to the PAC Principal Payment or PAC Principal Distribution will be applied to such Securities commencing on the First PAC Paydown Date, and each Payment Date or Distribution Dates thereafter.

    "PAC Paydown Date" means the date on which each PAC Amount is applied to the PAC Securities as set forth in the related Prospectus Supplement.

    "PAC Principal Payment" means, with respect to a particular Payment Date, the scheduled PAC Amount, if any, for such Payment Date less any principal payments made on the PAC Securities due to a special redemption subsequent to the preceding Payment Date.

    "Participating Securities" means a Security entitled to receive payments of principal and interest and an additional return on investment as described in the related Prospectus Supplement.

    "Participation Agreement" means the agreement through which participation interests in a Series will be acquired.

    "Pass-Through Certificates" means, in respect of Certificates issued by a grantor trust, Certificates in which there is no separation of the principal and interest payments on the underlying Mortgage Loans.

    "Paying Agent" means the Trustee or any other Person that meets the eligibility standards for the Paying Agent specified in the Indenture or Trust Agreement, as applicable and is authorized and appointed pursuant to the Indenture or Trust Agreement, as applicable by the Issuer to pay the principal of or interest on any Securities on behalf of the Issuer.

    "Payment Date" means the date on which payments of principal of and interest on the Bonds will be made.

    "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization, or government or any agency or political subdivision thereof.

    "Pledged Fund or Account" means any fund or account, including, without limitation, the Collection Account or any Reserve Fund established with respect to, and Granted as security for, a Series.

    "PMBS Agreement" means the pooling and servicing agreement, indenture or similar agreement pursuant to which Private Mortgage-Backed Securities have been issued.

    "PMBS Issuer" means the issuer of the Private Mortgage-Backed Securities.

    "PMBS Trustee" means the trustee of the Private Mortgage-Backed Securities.

    "Policy Statement" means the supervisory policy statement adopted by the Federal Financial Institution Examination Council.

    "Prepayment Assumption" means the anticipated rate of prepayments assumed in pricing the Securities.

    "Prepayment Period" means, if specified in any Prospectus Supplement with respect to any Series, the calendar month preceding the month in which the related Payment Date occurs.

    "Primary Assets" means that portion of the Trust Estate pledged to secure a Series of Bonds, or comprising the Trust Fund relating to a Series of Certificates.

    "Primary Servicer" means the entity which has primary liability for servicing Mortgage Loans directly.

    "Principal Balance" means, unless otherwise specified in a Prospectus Supplement, with respect to any Mortgage Loan or related REO Property, for any Due Date and the Due Period with respect thereto, the principal balance of such Mortgage Loan (or, in the case of REO Property, of the related Mortgage Loan

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on the last date on which a payment was made thereon) outstanding as of the
Cut-Off Date, after application of principal payments due on or before the Cut-Off Date, whether or not received, plus all amounts of Deferred Interest accrued on such Mortgage Loan to the Due Date in the Due Period immediately preceding the date of determination minus the sum of (a) the principal portion of the Scheduled Payment due on or prior to such Due Date, but only if received from or on behalf of the Mortgagor, (b) all Principal Prepayments, and all Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and other amounts applied as recoveries of principal to the extent identified and applied by the Master Servicer, Special Servicer or Servicer, as applicable, as recoveries of principal through the close of the related Prepayment Period for the Master Servicer or Servicer, as applicable, and (c) any Realized Loss on such Mortgage Loan to the extent treated as a principal loss and which is realized during such Prepayment Period.

    "Principal Determination Date" means the day specified in the related Prospectus Supplement.

    "Principal Payment Amount" means, with respect to any Payment Date or Distribution Date related to a particular Series, the amount that is specified in the related Prospectus Supplement.

    "Principal Payment Dates" means, with respect to a Class, the dates specified in the related Prospectus Supplement on which principal of the Securities of such Class is to be paid.

    "Principal Prepayment" means, with respect to any Private Mortgage-Backed Security or Mortgage Loan, any payment of principal on such Private Mortgage-Backed Security or Mortgage Loan in excess of the Scheduled Payment, resulting from prepayment, partial prepayment, (other than Liquidation Proceeds, Condemnation Proceeds or Insurance Proceeds) with respect to the Mortgage Loan or Mortgage Loans underlying such Private Mortgage-Backed Security but not including any Scheduled Payment received prior to the Due Period in which it was scheduled to be paid.

    "Principal Only Securities" means a Security entitled to receive payments of principal only.

    "Private Mortgage-Backed Security" means a mortgage participation or other interest, pass-through certificate or collateralized mortgage obligation.

    "Proceeding" means any suit in equity, action at law or other judicial or administrative proceeding.

    "PTE" means Prohibited Transactions Exemption.

    "Rating Agency" means a nationally recognized statistical rating agency.

    "Realized Losses" means, unless otherwise specified in a Prospectus Supplement, with respect to each Mortgage Loan or REO Property, as the case may be, as to which a Cash Liquidation or REO Disposition has occurred, an amount equal to (i) the Principal Balance of the Mortgage Loan as of the date of Cash Liquidation or REO Disposition, plus (ii) interest at the applicable Mortgage Rate, from the date as to which interest was last paid up to the Due Date in the period in which such Cash Liquidation or REO Disposition has occurred on the Principal Balance of such Mortgage Loan outstanding during each Due Period that accrued interest was not paid, minus (iii) Liquidation Proceeds received during the month in which such Cash Liquidation or REO Disposition occurred, net of related expenses, including but not limited to, amounts that are payable to a Master Servicer, Servicer, or Special Servicer, as applicable, with respect to such Mortgage Loan and (iv) any other amounts applied as a recovery of principal or interest on the Mortgage Loan.

    "Redemption Date" means, with respect to any Series, the Payment Date specified by the Issuer for the redemption of Bonds of such Series pursuant to the Indenture.

    "Redemption Price" means, with respect to any Bond of a Series or Class to be redeemed, an amount equal to the percentage specified in the related Prospectus Supplement of the principal amount (or of the Compound Value of any Compound Interest Security) of such Security so redeemed, together with accrued

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and unpaid interest thereon at the applicable Bond Interest Rate to the
Designated Interest Accrual Date for such Series.

    "Regular Bondholder" means a Holder of a Regular Interest Bond.

    "Regular Certificateholder" means a Holder of a Regular Interest
Certificate.

    "Regular Interest Bonds" means Classes of Bonds constituting regular interests in a REMIC.

    "Regular Interest Certificates" means Classes of Certificates constituting regular interests in a REMIC.

    "Regular Interest Securities" means Regular Interest Bonds, Regular Interest Certificates or Uncertificated Regular Interests, as applicable.

    "Reinvestment Income" means any interest or other earnings on Pledged Funds or Accounts that are part of the Primary Assets for a Series.

    "REMIC Provisions" means the provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Section 860A through 860G of the Code, and related provisions, and regulations and rulings promulgated thereunder.

    "REMIC Regulations" means final Treasury regulations under Sections 860A through 860G of the Code or related provisions.

    "REO Disposition" means the receipt by the Master Servicer, Servicer, or Special Servicer, as applicable, of Liquidation Proceeds, Insurance Proceeds and other payments and recoveries (including proceeds of a final sale) from the sale or other disposition of the REO Property.

    "REO Property" means Mortgaged Properties the beneficial interest in which has been acquired by a Trust Fund or by a Trustee on behalf of Bondholders by foreclosure, by deed-in-lieu of foreclosure or otherwise.

    "Reserve Fund" means, with respect to a Series, any reserve fund described in the applicable Prospectus Supplement, including a Subordination Reserve Fund.

    "Reserve Funds" means, collectively, more than one reserve fund.

    "Residual Bondholder" means the Holder of a Residual Interest Bond.

    "Residual Certificateholder" means the Holder of a Residual Interest Certificate.

    "Residual Interest Bonds" means Classes of Bonds constituting the residual interest in a REMIC.

    "Residual Interest Certificates" means Classes of Certificates constituting residual interests in a REMIC.

    "Residual Interest Securities" means Residual Interest Bonds or Residual Interest Certificates, as applicable.

    "SAIF" means Savings Association Insurance Fund.

    "Scheduled Payments" means the scheduled payments of principal and interest to be made by the Mortgagor on a Mortgage Loan in accordance with the terms of the related Mortgage Note, as modified by any permitted modification of a Mortgage Note.

    "Scheduled Principal Balance" means the principal balance of a Mortgage Loan outstanding as of the Cut-Off Date, after application of principal payments due on or before the Cut-Off Date, whether or not received, plus all amounts of Deferred Interest accrued on such Mortgage Loan to the Due Date in the Due Period immediately preceding the date of determination, minus the sum of (a) the principal portion of all Scheduled Payments due on or prior to such Due Date, irrespective of any delinquency in payment by the Mortgagor, (b) all Principal Prepayments and all Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and other amounts applied as recoveries of principal to the extent identified and applied by the Master Servicer, Special Servicer, or Servicer, as applicable, as recoveries of principal through the close of the related Prepayment Period, and (c) any Realized Loss on such Mortgage Loan to the extent treated as a principal loss and that is realized during such Prepayment Period.

    "Securities" means Bonds of Certificates.

    "Securities Owners" means the owners of the beneficial interests in a Series of Bonds or Certificates.

    "Senior Securities" means a Class of Securities which are senior in right and priority to the extent described in the related Prospectus Supplement to payment of principal and interest to certain other Classes of Securities of such Series.

    "Series" means a separate series of Bonds sold pursuant to this Prospectus and the related Prospectus Supplement.

    "Series Supplement" means the supplemental indenture to or terms indenture incorporating by reference the Trust Indenture or Trust Agreement, as applicable, between the Issuer of a Series of Securities and the Trustee relating to such Series of Securities.

    "Servicer" means, for any Mortgage Loan, the Person approved by the Issuer and by the Master Servicer, if any, as servicer of such Mortgage Loan, which Person shall also be a FNMA or FHLMC-approved seller and servicer.

    "Servicer Remittance Date" means with respect to each Mortgage Loan, the date on which the Servicer shall remit all funds held in the Servicing Account together with any Advances made by such Servicer for deposit to the Collection Account.

    "Servicing Account" means an account established by a Servicer which complies with the standards set forth herein for a Custodial Account.

    "Servicing Agreements" means the Master Servicing Agreement, Servicing Agreement and Special Servicing Agreement, if any.

    "Servicing Fee" means for any Series, the aggregate fees paid to the Trustee, Master Servicer or other similar fees.

    "SMMEA" means the Secondary Mortgage Market Enhancement Act of 1984, as amended.

    "SPA" means the Standard Prepayment Assumption prepayment model.

    "Special Redemption Date" means, with respect to a Series, the date each month (other than any month in which a Payment Date occurs) on which Bonds of that Series may be redeemed pursuant to the Trust Indenture or the related Series Supplement; such date shall be the same day of the month as the day on which the Payment Date for the Bonds of that Series occurs.

    "Special Servicer" means a special servicer identified in the related Prospectus Supplement appointed to perform the activities set forth in the related Prospectus Supplement.

    "Start Up Day" means the "startup day" of the REMIC as defined in section 860G(a)(9) of the Code.

    "Stated Maturity" means the date specified in the related Prospectus Supplement no later than which all the Bonds of such Class will be fully paid, calculated on the basis of the assumptions set forth in the related Prospectus Supplement.

    "Stripped Certificates" means, in respect of Certificates issued by a grantor trust, Certificates in which there is considered to be a separate ownership of the payments of principal and interest on the underlying Mortgage Loans. "Subordinate Securities" means a Class of Securities which are subordinate in right and priority to the extent described in the related Prospectus Supplement to payment of principal and interest to Senior Classes of Securities of such Series.

    "Substitute Mortgage Asset" means any Mortgage Asset that is Granted to the Trustee as security for a Series of Bonds or deposited into the Trust Fund in respect of a Series of Certificates in lieu of any Mortgage Assets then pledged as security.

    "Substitute Mortgage Loan" means a Mortgage Loan substituted for one or more Deleted Mortgage Loans in the Trust Estate or Trust Fund.

    "TIN" means Taxpayer Identification Number.

    "Trust Agreement" means the trust agreement between the Company and a Trustee pursuant to which a Series of Certificates is issued.

    "Trust Estate" means, with respect to any Series of Bonds, all money, instruments, securities and other property, including all proceeds thereof, which are subject or intended to be subject to the lien of the Indenture for the benefit of the Series as of any particular time (including, without limitation, all property and interests Granted to the Trustee pursuant to the Series Supplement for such Series).

    "Trust Fund" means the trust fund established pursuant to a Trust Agreement into which Primary Assets are deposited for the purpose of issuing a Series of Certificates.

    "Trust Indenture" means the trust indenture between the Company and the Trustee or a Trust and the Trustee pursuant to which a Series of Bonds are issued.

    "Trust Indenture Act" or "TIA" means the Trust Indenture Act of 1939 and rules and regulations promulgated by the Commission with respect thereto.

    "Trustee" means Bankers Trust or Marine Midland or another bank or trust company qualified under the TIA and named in the Prospectus Supplement for a Series as trustee or the Trustee for any series of Certificates named in the Prospectus Supplement.

    "Uncertificated Regular Interest" means a regular interest in a REMIC that is not represented by a physical Certificate.

    "Unavailable Amount" means, with respect to a Series, the amount, if any, remaining in the related Collection Account on a related Payment Date that represents (1) payments of scheduled payments of principal of and interest on the Mortgage Assets due subsequent to the Principal Determination Date immediately preceding the related Payment Date or Distribution Date, (2) the amount of all related prepayments received or deemed received subsequent to the Principal Determination Date immediately preceding such Payment Date or Distribution Date, or (3) any investment income that has accrued subsequent to the Principal Determination Date immediately preceding such Payment Date or Distribution Date.

    "Undelivered Mortgage Assets" means Mortgage Assets that are not pledged and delivered to the Trustee on the related Closing Date.

    "Underwriters" means, collectively, Lehman Brothers, as agent or as underwriter, or underwriting syndicates represented by Lehman Brothers.

    "Underlying Collateral" means, with respect to a Private Mortgage-Backed Security, the underlying Mortgage Loans.

    "VRDI Security" means a Regular Interest Security that qualifies as a "variable rate debt instrument" under Section 1.7275-5 of the Treasury Regulations.

    "Variable Interest Distribution Date" means, with respect to a Class of Variable Interest Securities issued as part of a Series of Certificates, the date specified in the related Prospectus Supplement, it being expressly provided herein that Variable Interest Distribution Dates may be monthly, quarterly, semi-annual or annual.

    "Variable Interest Payment Date" means, with respect to any Class of Variable Interest Securities issued as part of a Series of Bonds, the date specified in the related Prospectus Supplement, it being expressly provided herein that Variable Interest Payment Dates may be monthly, quarterly, semi-annual or annual.

    "Variable Interest Period" means, with respect to any Class of Variable Interest Securities, the period commencing immediately subsequent to the preceding Variable Interest Period (or, in the case of the Variable Interest Period appliable to the first Variable Interest Payment Date with respect to such Class of Variable Interest Securities, commencing on the Accrual Date for such Class) and ending on the date specified in the related Prospectus Supplement, during which such Class of Variable Interest Securities shall accrue interest, payable on the immediately succeeding Variable Interest Payment Date or Variable Interest Distribution Date, at the Bond Interest Rate or Certificate Interest Rate determined on the immediately preceding Determination Date.

    "Variable Interest Rate" means the interest rate in respect of a Variable Interest Security.

    "Variable Interest Security" means a Security on which interest accrues at a Bond Interest Rate or Certificate Interest Rate that is adjusted, based upon a predetermined index, at fixed periodic intervals, all as set forth in the related Prospectus Supplement.

    "Weighted Average Securities" means Regular Interest Securities that bear interest at a rate based on a weighted average of the interest rates on some or all of the Mortgage Loans of the related trust.

    "Zero Coupon Bonds" means a Security entitled to receive payments or distributions of Principal only. "1986 Act" means the Tax Reform Act of 1986, as amended.

                 (This page has been left blank intentionally.)

--------------------------------------------------------------------------------

COMPLETE APPRAISAL OF
REAL PROPERTY

Shoppers World Power Center
One Worcester Road and 417 Cochituate Road,
Framingham, Middlesex County, Massachusetts

and

342 Speen Street and 1391 Worcester Road
Natick, Middlesex County, Massachusetts

--------------------------------------------------------------------------------

IN A SUMMARY REPORT

As of July 11,1997

Master Realty Inc.
Managing Member of Shoppers World, LLC
1180 Avenue of the Americas
18th Floor
New York, New York 10036-8401

Lehman Brothers, Inc.
3 World Financial Center
20th Floor
New York, New York 10285

Cushman & Wakefield, Inc.
Valuation Advisory Services
101 Arch Street, 21st Floor
Boston, MA 02110

                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                        Improving your place
                                                           in the world.
Cushman & Wakefield of Massachusetts, Inc.
101 Arch Street, 21st Floor
Boston, MA 02110
Tel: (617) 330-6966
Fax: (617) 951-1349

July 30,1997

Mr. Brian Summers
Vice President
Master Realty Inc.
Managing Member of Shoppers World, LLC
1180 Avenue of the Americas
18th Floor
New York, New York 10036-8401

Mr. Thomas Burke
Vice President
Lehman Brothers, Inc.
3 World Financial Center
20th Floor
New York, New York 10285

Re:   Shoppers World
      One Worcester Road and 417 Cochituate Road, Framingham, MA and 342 Speen Street and 1391 Worcester Street, Natick, MA

Gentlemen:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield, Inc. is pleased to transmit our report estimating the market value of the leased fee estate in the above referenced real property.

      As specified in the Letter of Engagement, the value opinion reported herein is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report. This is a complete appraisal prepared in accordance with the Uniform Standards of Professional Appraisal Practice. The results of the appraisal are being conveyed in a Summary Report according to our agreement. The accompanying report summarizes the pertinent data, analysis and conclusions secured in our investigation, rather than provide a self-contained narrative within the report. It is noted that this report incorporates by reference our previous Complete Appraisal prepared in a Self-Contained report format with a date of value of November 1,1995.

      This report was prepared for Master Realty Inc., Managing Member of Shoppers World, LLC and Lehman Brothers, Inc. (Client) and it is intended only for the specified use of the Client. Susan R. Balogh, MAI inspected the property and prepared the report.

Mr. Brian Summers
July 30,1997
Page 2

      As a result of our total analysis, we have formed an opinion that the market value of the leased fee estate in the subject property, as of July 11, 1997, the date of inspection, was:

           ONE HUNDRED THIRTY ONE MILLION SIX HUNDRED THOUSAND DOLLARS
                                  $131,6000,000

      At the client's request, we have separately valued two parcels of land presently incorporated into the overall site: the 9.22 acre parcel located at 342 Speen Street in Natick and what is known as the Route 30 parcel, a 4.6 acre parcel, located at the intersection of Burr Road and Route 30. Both of these land parcels are subject to purchase and sale agreements with closings anticipated at some future date. It is our opinion that the present value of the Speen Street parcel is $3,000,000. We estimate the value of the Route 30 parcel is $1,650,000.

      This letter is invalid as an opinion of value if detached from the report, which contains the text, exhibits and an Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD, INC.


/s/ Susan R. Balogh, MAI

Susan R. Balogh, MAI
Senior Appraiser
MA Certified General Appraiser No. 549

                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                        SUMMARY OF SALIENT FACTS AND CONCLUSIONS
================================================================================

Property Name:                      Shoppers World

Location:                           The subject property is located in the
                                    triangle formed by Routes 9, 30 and Speen
                                    Street.

Date of Inspection:                 July 11, 1997

Ownership:                          Shoppers World, LLC

Total Land Area:
        Gross Area:                 170.67+- acres

Zoning:
        Framingham Parcels          Business District (B)
        Natick Parcels              Industrial II (I-II)

Improvements
        Type: Single-level power center constructed of concrete block with masonry exterior and flat roof.

Gross Leasable Area (Owned):

                                    ----------------------------------------
                                    Bradlees                    102,555+- SF
                                    ----------------------------------------
                                    General Cinema               85,000+- SF
                                    ----------------------------------------
                                    Toys 'R Us/Kids 'R Us        63,300+- SF
                                    ----------------------------------------
                                    Marshalls                    50,081+- SF
                                    ----------------------------------------
                                    Bob's                        50,059+- SF
                                    ----------------------------------------
                                    The Wiz                      50,000+- SF
                                    ----------------------------------------
                                    Sports Authority             43,629+- SF
                                    ----------------------------------------
                                    Linens 'N Things             40,159+- SF
                                    ----------------------------------------
                                    Macy's Furniture             40,000+- SF
                                    ----------------------------------------
                                    TJ Maxx                      39,884+- SF
                                    ----------------------------------------
                                    Sears Homelife               36,108+- SF
                                    ----------------------------------------
                                    Office Max                   30,100+- SF
                                    ----------------------------------------
                                    Barnes & Noble               29,963+- SF
                                    ----------------------------------------
                                    Designer Shoe Warehouse      27,089+- SF
                                    ----------------------------------------
                                    A.C. Moore                   24,560+- SF
                                    ----------------------------------------
                                    Mikasa                       18,007+- SF
                                    ----------------------------------------
                                    In-Line Shops                47,798+- SF
                                    ========================================
                                    Total                       778,292+- SF
                                    ----------------------------------------

Total Building Area:                778,292+- square feet

Year Built:                         Phase I completed November 1994
                                    Phase II completed early 1997

Condition:                          New/Excellent

Land-to-Building Ratio:             9.54:1

                                        Summary of Salient Facts and Conclusions
================================================================================

Site Coverage:                      10.5%

Parking Spaces Provided:            5,071 spaces (6.5 cars per 1,000 square feet
                                    of total building area)

Highest and Best Use
        If Vacant:                  Commercial/retail utilization built to its
                                    maximum feasible FAR.

        As Improved:                Continued retail use as a power/community
                                    center.

Operating Data and Forecasts
        Current Occupancy:          100% (The Wiz will soon vacate 50,000 SF
                                    which will result in an occupancy rate of
                                    93.5%)

        Forecasted Stabilized
        Occupancy:                  97% (based on in-line shop and outparcel GLA
                                    and net of downtime provisions).

        Operating Expenses              Annual Amount        Unit Rate*
                                        -------------        ----------
           1996 Actual (Owners):         $2,654,784            $3.41
           1997 Budget:                  $3,560,286            $4.57
           FY1998 C&W Forecast           $4,505,381            $5.79

================
Value Indicators
================

        Sales Comparison Approach:        $128,400,000 to $132,300,000

        Income Approach
               Direct Capitalization:     $131,600,000
               Discounted Cash Flow:      $131,600,000

Investment Assumptions
        Holding Period:                   10 years
        Income Growth Rate:               +3.5%
        Expense Growth Rate:              +3.5 %
        Sales Growth Rate:                +3.5%
        Tenant Improvements               None
        Commissions
                   New Tenants:           6% Y1, 3% thereafter
                   Renewing Tenants:      One half of new commissions
        Vacancy Between Tenants:          6 months
        Renewal Probability:              75%
        Terminal Capitalization Rate:     9.0%
        Cost of Sale at Reversion:        2.0%
        Discount Rate:                    11.0%

Value Conclusion:                         $131,600,000

                                        Summary of Salient Facts and Conclusions
================================================================================

Resulting Indicators
        Unit Rate:                        $169.09/SF of owned GLA
        Net Income (FY 1998):             $11,843,750
        Implicit Overall Capitalization
        Rate:                             9.0%

Exposure Time Implicit
        in Market Value Conclusion:       Not to exceed 12 months

Special Risk Factors:

o Asbestos materials were found to have been used in the construction process for the demolished Shoppers World Center and an abatement program was reportedly undertaken by Homart Development, the previous owner and developer of Shoppers World. The estimated cost of abatement was $1,100,000. Removing transite panels on the former General Cinema building, drywall joint compound and pipe insulation in all of the buildings comprised the majority of the cost associated with the abatement program. A ground-water and soils study detected 11 underground storage tanks (USTs) and varying levels of soil and groundwater contamination. We understand the USTs have been removed and the contaminated soil has been either removed or treated.

o The detection of hazardous substances is beyond the expertise of the appraisers and the scope of this assignment. The estimated value reported herein reflects the total value of the property as if unaffected by hazardous substances. The presence of hazardous substances may have a negative influence on the value of the subject and the costs to clean the site may exceed the total value reported herein, but consideration of the effects on value is beyond the purpose and scope of this appraisal. The appraisers caution against the use of this appraisal without the knowledge of the intended purpose and limited scope of this appraisal.

Special Assumptions:

1. Throughout the analysis we have relied on information provided by ownership and management which we assume to be accurate. This information was provided in the form of a rent roll, budgets, sales reports and other property specific information. We were also provided with a Pro-Ject diskette for the property which ownership has portrayed as containing the actual lease terms. It is noted that we audited lease abstracts for several of the major tenants during the course of our Complete Appraisal in November 1995. Based upon the current information provided, minor discrepancies were noted which we have reconciled to our satisfaction.

2. We have made a visual inspection of building improvements and local environs in the process of this analysis. Our comments are limited to those items which were readily observable and apparent to such an inspection. Comments regarding the structural integrity of improvements are beyond the scope of our engagement and are best made by a professional engineer.

3. The forecasts of income and expenses contained herein are not predictions of the future. Rather, these projections are our best estimates of current market thinking on future income, expenses, growth rates, and demand. No warranty or representation is made with regard to materialization of these forecasts.

                                        Summary of Salient Facts and Conclusions
================================================================================

4. Please refer to the complete list of assumptions and limiting conditions included at the end of this report. We believe, based on the assumptions employed in our cash flow analysis and based on our selection of investment parameters for the subject, the value conclusion represents a market price achievable within one year's exposure time on the open market.

                                                               TABLE OF CONTENTS
================================================================================

                                                                            Page

PHOTOGRAPHS OF SUBJECT PROPERTY ............................................   1

INTRODUCTION ...............................................................   6

   PROPERTY OWNERSHIP AND RECENT HISTORY ...................................   6
   PURPOSE AND INTENDED USE OF THE APPRAISAL ...............................   7
   EXTENT OF THE APPRAISAL PROCESS .........................................   7
   DATE OF VALUE AND PROPERTY INSPECTION ...................................   8
   PROPERTY RIGHTS APPRAISED ...............................................   8
   DEFINITIONS OF VALUE, INTEREST APPRAISED, AND OTHER PERTINENT TERMS .....   8
   LEGAL DESCRIPTION .......................................................   9

REGIONAL ANALYSIS ..........................................................  10

NEIGHBORHOOD DESCRIPTION ...................................................  15

RETAIL MARKET ANALYSIS .....................................................  17

PROPERTY DESCRIPTION .......................................................  39

REAL PROPERTY TAXES AND ASSESSMENTS ........................................  45

ZONING .....................................................................  48

HIGHEST AND BEST USE .......................................................  49

VALUATION PROCESS ..........................................................  52

SALES COMPARISON APPROACH ..................................................  53

INCOME APPROACH ............................................................  61

OUTPARCEL LAND VALUATION ...................................................  88

RECONCILIATION AND FINAL VALUE ESTIMATE ....................................  93

ASSUMPTIONS AND LIMITING CONDITIONS ........................................  96

CERTIFICATION OF APPRAISAL .................................................  98

ADDENDA ....................................................................  99

        SUBJECT RENT ROLL
        1996 OPERATING BUDGET
        SUBJECT SALES REPORTS
        PRO-JECT LEASE ABSTRACT REPORT
        PRO-JECT ASSUMPTION REPORT
        PRO-JECT TENANT REGISTER REPORT
        PRO-JECT LEASE EXPIRATION REPORT
        ENDS FULL DATA REPORTS
        CUSHMAN & WAKEFIELD INVESTOR SURVEY
        APPRAISERS' QUALIFICATIONS

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                               [GRAPHIC OMITTED]

                     View of western portion of the center.


                                [GRAPHIC OMITTED]
                  View of northwestern portion of the center.

================================================================================

                                                 Photographs of Subject Property
================================================================================

                               [GRAPHIC OMITTED]
                      View of north portion of the center.


                               [GRAPHIC OMITTED]
                  View of northeastern portion of the center.

================================================================================

                                                 Photographs of Subject Property
================================================================================

                                [GRAPHIC OMITTED]
                           View of the Route 9 end cap


                                [GRAPHIC OMITTED]
                      View along Route 9 looking northeast

================================================================================

                                                 Photographs of Subject Property
================================================================================

                               [GRAPHIC OMITTED]
                 View of Olive Garden Restaurant looking west.


                                [GRAPHIC OMITTED]
                      View of General Cinema looking north.

================================================================================

                                 SHOPPERS WORLD
                            FRAMINGHAM, MASSACHUSETTS

                                                                    INTRODUCTION
================================================================================

Property Ownership and Recent History

      Title to the subject property is currently vested with Community Centers I, LLC, a joint venture between Developers Diversified Realty Corporation (DDR) and DRA Advisors, Inc. (DRA). The subject was acquired as part of the former Homart Community Center Division for a total purchase price of approximately $500.0 million from General Growth Properties, Inc. The date of transfer was November 17,1995.

      A history of the project shows that the primary Shoppers World parcel totals 86.72 acres originally acquired by Homart Community Centers, Inc. from the Equitable Life Assurance Society of the United States and Melvin Simon & Associates, Inc. The purchase price at closing was $13,500,000. In addition, an earn-out payment was made to the owner for all approvals of space exceeding 550,000 square feet (excluding the existing Bradlees facility). According to the previous owners this payment was approximately $6,346,000, thus the total price of the parcel was $19,846,000 million.

      The secondary parcel consists of 83.7 acres of contiguous land situated in the towns of Framingham and Natick. This parcel houses the General Cinema and three out parcels. Of the 83.7 acres only approximately 22 acres are usable as a result of significant wetlands on the site. This parcel was purchased by Homart Development Company from Allied Stores General Real Estate Company on November 18,1993. The purchase price at closing was $7,700,000. In addition, Homart purchased an option agreement between Allied and The New Brendon Corporation in the amount of $100,000. Also, $800,000 was paid in additional consideration for the New Brendon Group's option on the property. Thus, the total purchase price was $8,600,000. The transfer was recorded at the Middlesex County Registry of Deeds in Deed Book 23934, page 440.

      Based on the purchase of the two above parcels, the total price paid for the subject site was $28,446,000 or $36.55 per square foot of building area.

      It is our understanding that one of the three out parcels mentioned above, a 9.22 acre site, located at 342 Speen Street is subject to a current purchase and sale agreement to Homestead Village Inc., a developer of suite hotels. The agreed purchase price is $3,000,000. Homestead Village Inc. plans to develop a 141 unit extended-stay lodging facility on the site. The agreement is contingent upon obtaining approvals for the hotel from the Town of Natick. It is our understanding that the approval process is moving forward and a closing is anticipated by early September 1997.

      A second agreement to purchase is in effect for the 4.6 acre Route 30 parcel situated at the intersection of Route 30 and the Burr Street extension. The prospective purchaser is Candlewood Hotel Company. The purchase price is $1,650,000. This parcel is situated in the Town of Framingham and thus is subject to a different set of planning guidelines than the previously described parcel. The purchaser plans to develop a 130 suite lodging facility on the site. According to the Framingham Planning Board, as of the writing of this report, no request for approval has been submitted but they are aware of the project and anticipate an application soon.

================================================================================


                                       -6-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                    Introduction
================================================================================

Purpose and Intended Use of the Appraisal

      The purpose of this appraisal is to estimate the market value of the leased fee estate in the subject property. The function of this appraisal is to provide an independent valuation and analysis of the property and to assist the client in evaluating the asset for underwriting purposes in connection with a proposed financing.

Extent of the Appraisal Process

      In the process of preparing this appraisal, we:

      o Inspected the exterior of the building, site improvements, and a representative sample of tenant spaces.

      o Interviewed representatives of ownership and the property management company including Howard Porter and Loren Henry, the leasing representative.

      o Reviewed leasing policy, concessions, tenant build-out allowances and history of recent rental rates and occupancy.

      o Reviewed a 1997 budget of income and expense as well as actual 1996 operating data.

      o Conducted market research of occupancy rates, asking rents, concessions and operating expenses at competing properties.

      o Conducted market inquiries into recent sales of similar retail centers to ascertain sales price per square foot, effective gross income multipliers and capitalization rates. This process involved telephone interviews with sellers, buyers and/or participating brokers.

      o Reviewed trade area specific data for the property as prepared by Equifax National Decision Systems.

      o In the course of this assignment we did not review actual lease documents. We were provided with a Pro-Ject model prepared as of July 1997, a current rent roll and other tenant specific data.

      o Estimated market rental rates, absorption, and stabilized income and expenses for the subject based on available market data and the current market thinking relative to growth in market rents and market absorption.

      o Developed a value estimate of the center through direct sales comparison.

      o Prepared a detailed discounted cash flow (DCF) analysis using Pro-Ject +plus software for the purpose of discounting the forecasted net income stream to a present value of the leased fee estate for the center.

      o Prepared a forecast of income and expenses in connection with preparing an estimate of stabilized net income for direct capitalization purposes.

      o Reconciled the value indications and concluded a final value estimate for the subject in its "as is" condition.

================================================================================


                                       -7-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                    Introduction
================================================================================

      o For this assignment, a Complete Appraisal of the subject property was performed with the results conveyed in this summary report. A Complete Appraisal involves an estimate of market value without any departure from the Uniform Standards of Professional Appraisal Practice maintained by the Appraisal Foundation. A summary appraisal report format provides a summary of the data, analyses, and conclusions rather than presenting a self-contained narrative within the report. Other pertinent data is retained in our files. This report also incorporates our previous Complete Appraisal prepared in a self-contained report format with a date of value of November 1, 1995 by reference.

Date of Value and Property Inspection

      The property has been valued as of July 11, 1997. On that date, Susan R. Balogh, MAI inspected the property and its environs.

Property Rights Appraised

      Leased fee estate.

Definitions of Value, Interest Appraised, and Other Pertinent Terms

      The definition of market value taken from the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, is as follows:

      The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

      1.    Buyer and seller are typically motivated;

      2. Both parties are well informed or well advised, and acting in what they consider their own best interests;

      3.    A reasonable time is allowed for exposure in the open market;

      4. Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

      5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

      Exposure Time

      Under Paragraph 3 of the Definition of Market Value, the value estimate presumes that "A reasonable time is allowed for exposure in the open market". Exposure time is defined as the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a

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

                                                                    Introduction
================================================================================

      sale at the market value on the effective date of the appraisal. Exposure time is presumed to precede the effective date of the appraisal.

      The following definitions of pertinent terms are taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute.

      Fee Simple Estate

      Absolute ownership unencumbered by any other interest or estate, subject to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat.

      Leased Fee Estate

      An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease.

      Market Rent

      The rental income that a property would most probably command on the open market, indicated by the current rents paid and asked for comparable space as of the date of appraisal.

      Cash Equivalent

      A price expressed in terms of cash, as distinguished from a price expressed totally or partly in terms of the face amounts of notes or other securities that cannot be sold at their face amounts.

      These definitions have been taken into account when arriving at the estimate of market value reported in this appraisal assignment.

Legal Description

      A complete legal description of the property is provided in the Addenda to this report. Included within this legal description are the two parcels currently under agreement for sale.

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

                                    Area Map

                               [GRAPHIC OMITTED]

                                                               REGIONAL ANALYSIS
================================================================================

Introduction

      The market value of real property is influenced by the economic, political, physical and social characteristics of the overall economic region of which it is a part. Following is an overview of the metropolitan Boston market and the New England region focusing on some of its more important characteristics.

Overview

      The subject of this appraisal, Shoppers World, is located in two suburban communities approximately 20 miles west of the city of Boston. The subject area, generally known as the Metrowest submarket, consists of the towns of Framingham and Natick. The area is best described as those towns bordering the intersection of the Massachusetts Turnpike (I-90), exit 13, and State Route 30. Area wide economic trends have a direct impact on real estate values and, as a result, we have included a brief discussion of regional trends as the foundation for our discussion of the subject area.

      The city of Boston is the capital of the Commonwealth of Massachusetts and the economic, educational, cultural and transportation focal point of New England. During the mid-1980s, the metropolitan Boston area experienced unprecedented growth, which was often referred to as the "Massachusetts Miracle". In Eastern Massachusetts, particularly the greater Boston area, the economic characteristics of the area were very favorable resulting in an expanding population created by in-migration for employment opportunities. Consequently, construction increased to accommodate the expansion of the population and growth in the technology, defense, services and medical businesses.

      The 1990s arrived with the largest national recession since the Great Depression of the 1920s and 1930s. National defense spending, a regional mainstay, has been cut dramatically and will continue to decline for the remainder of the decade. The computer industry, formerly heavily focused on micro- and main-frame computers, experienced a structural shift to personal computers causing substantial job losses. Computer networking and software development has picked up some of the slack in the past two to three years, however, computer-related employment has declined overall. Even the previously thriving healthcare industry has begun realignment resulting in consolidations and job losses. Fortunately, financial services, in particular the mutual fund business, has been responsible for much of the "re-employment" and vacant space absorption which has occurred during the area's recovery.

Population

      The 1990 U.S. Census indicated a total population for the Commonwealth of Massachusetts of approximately 6,016,425, up 4.9 percent from the 1980 Census estimates. According to the 1990 Census, more than 20 percent of the entire New England population is included in the Boston Primary Metropolitan Statistical Area (PMSA) which had a total population of 2,870,669.

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                                                             CUSHMAN &
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

                                                               Regional Analysis
================================================================================

=======================================================================
                     Regional Population Statistics
                             and Forecasts
-----------------------------------------------------------------------
                            1990               1997            % Change
-----------------------------------------------------------------------
Boston PMSA              2,870,669(1)        2,928,082          2.0%(2)
-----------------------------------------------------------------------
Boston CMSA              4,171,643(1)        4,255,076          2.0%(2)
-----------------------------------------------------------------------
Massachusetts            6,014,425(1)        6,030,700          0.3%(3)
-----------------------------------------------------------------------
New England             13,200,000(2)       13,292,000          0.7%(3)
-----------------------------------------------------------------------
SOURCES:   (1) 1990 U.S. Census Reports
           (2) Equifax National Decision Systems
           (3) New England Economic Project
=======================================================================

      The New England Economic Project (NEEP), a consortium of regional economists, estimated that the Massachusetts population would increase approximately 0.2 percent from 1990 to 1997 versus an estimated increase for the New England Region of approximately 0.7 percent. The low rate of change in population is primarily attributed by regional economists to a lack of in-migration which is a structural, not a cyclical, issue. Data provided by Equifax National Decision Systems (ENDS) indicates an expected increase in the Boston PMSA and CMSA of approximately 2.0 percent during the same period. The disparity in the increases points to the overall strength of the Boston economy versus other areas of Massachusetts and New England where economies are more heavily reliant on defense spending and manufacturing, industries that are expected to continue to decline.

      A dramatic surge in regional income levels during the early to middle 1980s was one of the driving forces behind the rapidly expanding New England economy at that time. Income growth from 1989 through 1993 slowed to an annual compound rate of approximately 3.9 percent, more typical of inflation trends of the extended past. NEEP currently projects that income growth for Massachusetts through 2000 will increase at a compound rate of approximately 2.3 percent.

Employment and Economic Trends

      The following table depicts the breakdown of non-agricultural employment for the Boston PMSA as of January 1997.

            =======================================================
                 1997 Non-Agricultural Employment Distribution
                               By Industry Group
                                  Boston PMSA
            -------------------------------------------------------
                               Industry              Distribution
            -------------------------------------------------------
             Government                                 11.9%
             Construction                                2.7%
             Manufacturing                              11.8%
             Transportation, Communication
              and Utilities                              4.4%
             Wholesale & Retail Trade                   21.8%
             Finance, Ins. & Real Estate                 8.4%
             Services                                   39.0%
             Total Employment                          100.0%
            =======================================================
              Source: Massachusetts Dept. of Employment &
                      Training
            =======================================================

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                                                               Regional Analysis
================================================================================

      Massachusetts reportedly lost 11.3 percent of its jobs between 1989 and 1992, more than any other state in the nation. The losses came from all sectors, but the manufacturing, high technology and construction trades were considered the hardest hit. In addition, many white collar positions were lost in the computer, finance, real estate and banking services industries.

      According to the Massachusetts Department of Employment and Training, the state apparently reversed this trend during 1995 by reportedly gaining more than 100,000 jobs. Job growth during 1996 continued with an additional 70,000 jobs, increasing at about the same rate as job growth nationally. Jobs were reportedly created primarily by the service sector, with software and engineering professions showing the greatest gains. In addition, jobs have been created in both construction and retailing, signs that the overall economy continues to improve. The recovery over the past three years has allowed Massachusetts to regain approximately 80 percent of the 350,000 jobs lost during the recession. Assuming the economy continues its improvement, we expect to reach full recovery within the next two years.

      The May 1997 seasonally unadjusted unemployment rate for Massachusetts was
3.8 percent and for the United States was 4.7 percent. The May report for greater Boston was 3.3 percent and for Framingham was 2.5 percent. These rates represent dramatic declines in the unemployment rates since the peak in 1991 when unemployment for the state reached 11.0 percent.

      In support of a positive outlook for the Boston area, both the 1996 and 1997 editions of Emerging Trends in Real Estate published jointly by Equitable Real Estate Investment Management and Real Estate Research Corporation ranked Boston third of sixteen major metropolitan areas, a significant jump from 1995's eighth place ranking. Boston was the "survey's biggest mover". Trends also projects a market peak by 1998.

Retail Sales

      The following table summarizes retail sales for Middlesex County and metropolitan Boston over the period 1988 through 1995.

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                                      -12-
                                                             CUSHMAN &
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

                                                               Regional Analysis
================================================================================

           =================================================================
                              Historic Retail Sales
                    Middlesex County and Metropolitan Boston
                                1988 through 1995
           -----------------------------------------------------------------
                  Year           Middlesex County        Metro Boston
           -----------------------------------------------------------------
                  1988             $11,442,142           $32,195,958
                  1989              12,154,324            32,596,223
                  1990              12,030,520            32,453,768
                  1991              12,429,158            33,301,185
                  1992              11,451,078            30,341,790
                  1993              11,358,245            30,957,095
                  1994              12,291,888            33,239,908
                  1995              12,659,466            34,159,389
           -----------------------------------------------------------------
                                Compound Growth Rate
           -----------------------------------------------------------------
                1988-1995              1.27%                  0.74%
                1993-1995              1.37%                  1.24%
           -----------------------------------------------------------------
              Source: Sales & Marketing Management: Survey of Buying Power-
                      1988-1995
           =================================================================

      As shown in the table, retail sales growth for Middlesex county has exceeded the metropolitan area's composite growth for the past eight years. It also depicts the decline in sales in the early 1990s resulting from the severe recession that plagued the region. Despite historical slow average annual growth throughout the region, we note that retail sales in Middlesex County grew at higher rate than the metro area between 1993 and 1995 to approximately $12.7 billion. This estimate represents approximately 37.0 percent of the total sales in the MSA.

Transportation

      The Boston Metropolitan area is served by four major interstate highways:
I-90/Mass. Turnpike, I-93, I-95/Route 128 and I-495. Boston truly provides the hub of this highway network with I-95 serving as the inner circumferential highway with extensions north and south, I-495 acting as the outer circumferential highway, I-90 representing the radial extending to the west and I-93 to the northwest. The series of state highways supplementing the interstate system is generally adequate from a directional basis but all of these highways are overburdened. Commuter traffic far exceeds the design and construction capacities and congestion in the downtown Boston and I-95 areas continues to increase. To alleviate the congestion, the State and Federal government are funding a 10 year highway program which includes the recent completion of the third harbor tunnel to provide additional airport access, and the depression of the Central Artery that travels through downtown Boston.

Conclusion

      The New England region appears to be growing steadily in most economic sectors. Economists associated with both private and public agencies believe that a lasting recovery began in 1993, and employment growth rates in most major sectors have increased in support of this contention. While a few segments of the economy continue to contract, others are showing strong signs of growth and, in most cases, offsetting losses as evidenced by declining unemployment rates. Population projections are for a stable population base with moderate

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                                                             CUSHMAN &
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

                                                               Regional Analysis
================================================================================

income gains through the end of the decade. These positive economic indicators lead us to conclude that a retail center such as the subject can be supported by underlying demographics barring any significant downturn in the economy.

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                                      -14-
                                                             CUSHMAN &
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                                                     VALUATION ADVISORY SERVICES
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

                                 SHOPPERS WORLD
                                  VICINITY MAP

                               [GRAPHIC OMITTED]

                                                        NEIGHBORHOOD DESCRIPTION
================================================================================

Overview

      A neighborhood is defined as a grouping of complimentary land uses affected by similar operations of the social, economic, governmental, and environmental forces that influence property value. The area most closely surrounding the subject, whether it contains residential property, or a mixture of commercial and residential properties, is called a neighborhood.

General

      The subject market, generally defined as the Metrowest submarket, is located at Exit 13 (Speen Street) of the Massachusetts Turnpike (I-90) between Boston's inner and outer circumferential highways, Routes 128/I-95 and I-495. In addition to these primary arteries, secondary access to the area is provided by Massachusetts Routes 9, 27, 30 and 126. Framingham and Natick are the two adjacent towns surrounding Exit 13 and, as a result of their proximity to these major highways, they enjoy exceptional access to other parts of the region.

      The subject site is situated between Massachusetts Routes 9 (Worcester
Road) and 30 (Cochituate Road), in the towns of Framingham and Natick. The general area surrounding the subject, which stretches from Route 27 to Route 126 along east/west Routes 9 and 30, is known as the "Golden Triangle", an area dominated by retail development with a mixture of both office and residential development interspersed. It is considered a desirable location within the greater Boston metropolitan area because of its easy access and the proximity of the more rural residential areas to the west.

      The 1990 U.S. Census reported a total population of 30,510 for the town of Natick and 64,989 for the town of Framingham. These estimates represent a gain of about 3.5 percent over the 1980 U.S. Census. While this increase does not appear to be significant, many other towns throughout the state experienced declines in population with the state showing an overall increase of 4.9 percent.

      The area has been a leader in growth of those communities located 20 or more miles from Boston. In addition to sharing boundary lines, Framingham and Natick jointly experienced dramatic growth in the commercial real estate market during the mid-1980s. New office projects led the way during this growth period followed by hotel and retail development. The growth was spurred by lower land prices and proximity to residential areas which attracted companies from more congested locations nearer Boston.

      The onset of the recession in the early 1990s severely impacted the Metrowest market resulting an office vacancy rate of over 30 percent. As a result, many prominent office buildings in the neighborhood were foreclosed as the free fall in rents made it impossible for owners to cover debt service payments. As the recession "bottomed out" in late 1992/early 1993, however, many of the vacant office buildings were purchased by owner/users such as Blue Cross/Blue Shield, Lumberman's Insurance, and most notably Boston Scientific who purchased the former 500,000 square foot Prime Computer building. With the economic recovery well underway, the Metrowest market has recovered completely with office vacancy rates now at 6.7 percent as of second quarter 1997 and rents averaging $23.78 per square foot. For the first time in almost a decade there is new office construction underway in the market.

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                                                             CUSHMAN &
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

                                                        Neighborhood Description
================================================================================

      Retail development, typically situated along Routes 9 and 30, varies from free-standing facilities to regional malls. The three primary regional malls include: 1) the 1.2 million square foot Natick Mall, anchored by Filene's, Sears, Macy's and Lord and Taylor; 2) Framingham Mall, anchored by Lechmere and Filene's Basement; and, 3) the subject, Shoppers World. During the early 1990s, the Natick Mall along with Shoppers World were redeveloped into the dominant retail facilities they now represent. The retail market will be discussed in detail in the following section.

      As a result of the increased interest in the submarket, town planners from Natick and Framingham implemented new zoning regulations in 1993 designed to make the area more accessible and attractive. The regulations provide incentives for developers to construct new buildings or consolidate lots using more landscaping and fewer driveways. Developers can build with greater density than zoning allows in exchange for such public amenities as pedestrian walkways, parks and service roads.

      Commuter rail facilities and an intercity bus system service the area. These transportation features have enhanced the area's desirability as a commercial and industrial location. The expansion created by these features has been significant enough to result in very heavy traffic during peak commuting hours.

      In conclusion, the Metrowest submarket continues to be a dominant force in west suburban Boston and was one of the first areas of the region to begin to rebound after the recession. The area's convenient location and excellent access place it in a position to be a provider of both employment and services for neighboring towns. The recent new development points to optimism by land owners and lenders that this submarket will remain strong in the future.

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                                      -16-
                                                             CUSHMAN &
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

                                                          RETAIL MARKET ANALYSIS
================================================================================

Property Profile

      The subject property is anchored by a number of national retail tenants some who have only recently entered the Boston area retail market. Provided below is a summary of the credit profile of several of these major tenants. Combined, they account for in excess of 69.3 percent of contractual base rents.

================================================================================
Anchor Tenants             Parent Company     S&P(1)/Moodys(2)  % of Base Rents
                                                Rating
================================================================================
Toys 'R Us/Kids 'R Us      Toys 'R Us         A1r(2)                 1.2%
--------------------------------------------------------------------------------
TJ Maxx                    TJX Companies      Baa 2r(2)              5.2%
--------------------------------------------------------------------------------
Linens 'N Things           Melville Corp.     NR                     5.6%
--------------------------------------------------------------------------------
Marshalls                  CVS Co.            BBB+(1)                6.4%
--------------------------------------------------------------------------------
Bob's                      Melville Corp.     NR                     5.9%
--------------------------------------------------------------------------------
Barnes & Noble             Barnes & Noble     BB(1)                  8.0%
--------------------------------------------------------------------------------
OfficeMax                  OfficeMax          Ba3r(2)                7.1%
--------------------------------------------------------------------------------
AC Moore                   A.C. Moore         NR                     3.2%
--------------------------------------------------------------------------------
Sports Authority           Kmart Corp.        Ba3r(2)                7.1%
--------------------------------------------------------------------------------
Designer Shoe Warehouse    Shonac Corp.       NR                     4.0%
--------------------------------------------------------------------------------
General Cinema             Pepsico, Inc.      A1r(2)                15.6%
--------------------------------------------------------------------------------
Total                                                               69.3%
================================================================================
(1) Ratings current as of February 1997
================================================================================

      It should be noted that The Wiz is also a strong anchor tenant which contributes a sizable percentage of income to the center. They are not included in the above list because they have recently announced plans to leave the New England market. We expect this space to be released soon.

Trade Area Analysis

      Overview

      A retail center's trade area contains people who are likely to patronize that particular retail center. These customers are drawn by a given class of goods and services from a particular tenant mix. A center's fundamental drawing power comes from the strength of the major tenants as well as the regional and local tenants which complement and support the anchors. A successful combination of these elements creates a destination for customers seeking a variety of goods and services while enjoying the comfort and convenience of an integrated shopping environment.

      In order to define and analyze the subject's market potential, it is important to first establish the boundaries of the trade area from which the subject draws its customers. In some cases, defining the trade area may be complicated by the existence of other retail facilities on main thoroughfares within trade areas that are not clearly defined or whose trade areas overlap with that of the subject.

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                                                             CUSHMAN &
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

                                                          Retail Market Analysis
================================================================================

      The subject is one of only two power centers in the region, the other being South Bay in Boston. It is so designated by virtue of the larger destination tenants such as Marshalls, Barnes & Noble, TJ Maxx, Bob's, Sports Authority, Linens 'N Things and Office Max.

      As such, a clear understanding of the property type is important in order to place the subject in its proper competitive context. The subject meets the definition of a power center as defined in the following:

      o The power center is a loosely defined term that can generally be characterized as a grouping of retail stores that:

            o     collectively totals at least 250,000 square feet;

            o includes at least one major anchor containing 100,000 square feet or more, that is either a discount department store or warehouse club;

            o includes at least four smaller, category specific anchor tenants of 25,000 square feet or more. These anchor stores will typically have a narrow focus but deep selection in specific merchandise lines such as building supplies/home improvement goods, consumer electronics, off-price apparel, sporting goods, books, personal computer hardware and software, office supplies, toys, pet supplies, deep discount drugs, bulk foods, or tapes and records;

            o should contain a minimum of smaller shop space (10 percent or so of the center's total gross leasable area); and

            o will typically be configured in an open-air strip, "L" or "U" shaped layout.

      We have not been provided with any customer survey reports or shopper zip code lists that would help identify the boundaries of the primary and secondary trade areas. Therefore, we have made certain reasonable assumptions of the extent of this area based upon other physical, demographic, and geographic data available.

      Before the trade area can be defined, it is necessary that we thoroughly review the retail market and the competitive structure of the general marketplace, with consideration given to the subject's position.

Retail Structure

      In order to examine the subject property in its proper context, we must examine the nature of the competition. As described in our Neighborhood Analysis, there are also various nodes of retail concentration throughout the "Golden Triangle" area including those found along Route 9 near the subject. These consist primarily of strip centers as well as certain freestanding department stores, supermarkets and specialty stores and also include the adjacent Natick Mall. While some cross-shopping does occur, these stores act more as a draw to the area, creating an image for the area as a prime destination shopping location and generating more retail traffic than would exist in their absence. Nonetheless, we do recognize and mention these centers to the extent that they provide a complete understanding of the area's retail structure.

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                                      -18-
                                                             CUSHMAN &
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

                                                          Retail Market Analysis
================================================================================

      Locally, the area of Framingham/Natick surrounding Routes 9 and 30 near the subject site is considered a primary retail area, thus earning the name the "Golden Triangle". Route 9 traverses several towns in its east/west direction and has been heavily developed with retail facilities especially from Natick westward through Framingham and again from Shrewsbury to Worcester. The primary competing properties in the immediate neighborhood are discussed in the following paragraphs.

o Natick Mall, reopened in October 1994 as a super-regional mall. With approximately 1.156 million square feet and 176 tenants, the redeveloped mall targets the upper income population in the region. Anchor tenants include Filene's, Macy's, Lord & Taylor and Sears. The property opened originally in 1966 with Filene's, Sears and Woolworth's as anchors. Homart Development purchased the original mall in 1992 and demolished all but Filene's as part of its restructuring and redevelopment. In a simultaneous closing, they also purchased the original Shoppers World Mall.

o The Framingham Mall is a 195,000 square foot enclosed community center anchored by Filene's Basement (36,750 square feet) and Lechmere (60,950 square feet). It is located at 400 Cochituate Road in Framingham immediately across from the subject.

o Cloverleaf Marketplace is a 184,250 square foot community center located on Speen Street immediately across from the Natick Mall. It is presently anchored by Burlington Coat Factory, Service Merchandise, The Guitar Center and Michaels. The property was sold in May 1994 for $4,035,000 to Forest Properties who renovated and repositioned the center.

o Sherwood Plaza is a 229,000 square foot community center located on Route 9 across from the Natick Mall. It is anchored by Ames, Pet Supply Depot and MVP Sports. Other tenants in the center include a recently expanded Bed & Bath, Discovery Zone and Kitchens, etc. There is currently one large vacancy that has recently been leased by a health club. OfficeMax relocated from this center to the subject property.

      The following table illustrates the proximity of those shopping centers within a five mile radius of the subject.

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                                      -19-
                                                             CUSHMAN &
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

                                                          Retail Market Analysis
================================================================================

=============================================================================================================
                          Metrowest Shopping Center Summary Existing Inventory
=============================================================================================================
  Miles From                                                              No. of        Year             Size
   Subject            Name/Location                       Type            stores       Opened            (SF)
=============================================================================================================
3- Mile Radius
=============================================================================================================
   0.0   Shoppers World, Framingham, MA                   Regional            56       1951/96        778,292
-------------------------------------------------------------------------------------------------------------
   0.0   Natick Mall, Natick, MA                          Regional            60         1994       1,156,000
-------------------------------------------------------------------------------------------------------------
   0.0   Cloverleaf Marketplace, Natick, MA               Community          N/A         1970         184,000
-------------------------------------------------------------------------------------------------------------
   0.5   Sherwood Plaza, Natick, MA                       Community           31         1960         229,000
-------------------------------------------------------------------------------------------------------------
   0.9   Framingham Mall, Framingham, MA                  Community           30         1978         195,000
-------------------------------------------------------------------------------------------------------------
   1.0   Natick 9/27, Natick, MA                          Neighborhood        12         1957          79,000
-------------------------------------------------------------------------------------------------------------
   1.4   Colonial Shopping Center, Framingham, MA         Neighborhood        10          N/A             N/A
-------------------------------------------------------------------------------------------------------------
   1.5   Cochituate Center, Wayland, MA                   Community            6          N/A             N/A
-------------------------------------------------------------------------------------------------------------
   1.8   Round-up Shopping Center, Framingham, MA         Neighborhood        10          N/A          29,000
-------------------------------------------------------------------------------------------------------------
   1.8   Route 30 Mall, Framingham, MA                    Neighborhood        10         1960          59,000
-------------------------------------------------------------------------------------------------------------
   2.2   Pinefleld Shopping Center, Framingham, MA        Neighborhood        14         1967          39,000
-------------------------------------------------------------------------------------------------------------
   2.8   Old Trolley Square, Framingham, MA               Neighborhood        19         1979          54,000
-------------------------------------------------------------------------------------------------------------
                                                                                      Sub Total     2,802,292
=============================================================================================================
3-to 5+- Mile Radius
=============================================================================================================
   3.6   Framingham Plaza, Framingham, MA                 Neighborhood       N/A          N/A          89,000
-------------------------------------------------------------------------------------------------------------
   3.6   Nobscott Shopping Center, Framingham, MA         Neighborhood        13          N/A          41,000
-------------------------------------------------------------------------------------------------------------
   4.2   The Galleria @ Wellesley, Wellesley, MA          Neighborhood         3         1989          13,000
-------------------------------------------------------------------------------------------------------------
   4.5   Wayland Village Shopping Center, Wayland, MA     Neighborhood        10          N/A          28,000
-------------------------------------------------------------------------------------------------------------
   4.7   Wellesley Shopping Center, Wellesley, MA         Neighborhood         6         1958          31,000
-------------------------------------------------------------------------------------------------------------
   4.7   Mill Village Shopping Center, Sudbury, MA        Neighborhood        30         1972          43,000
-------------------------------------------------------------------------------------------------------------
   4.8   Shaw's Townline Plaza, Ashland, MA               Community           14         1985          90,000
-------------------------------------------------------------------------------------------------------------
   4.8   King's Crossing, Ashland, MA                     Community           11         1991         120,000
-------------------------------------------------------------------------------------------------------------
   4.8   1776 Plaza, Sudbury, MA                          Community            6         1963         224,000
-------------------------------------------------------------------------------------------------------------
   4.8   Sudbury Plaza, Sudbury, MA                       Neighborhood        30         1962          73,000
-------------------------------------------------------------------------------------------------------------
   4.8   Sudbury Crossing, Sudbury, MA                    Neighborhood       N/A         1984          81,000
-------------------------------------------------------------------------------------------------------------
                                                                                      Sub Total       833,000
-------------------------------------------------------------------------------------------------------------
                                                                                        Total       3,635,292
=============================================================================================================
Source: National Research Bureau Shopping Center Database
=============================================================================================================

      At the present time, these properties are considered the most competitive to the subject in the neighborhood because of their proximity. In terms of tenant mix, the Natick Mall's mix is

================================================================================


                                      -20-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

more upscale than the remainder of the competitive supply although all properties compete on some level.

Other Competition

      There exists various nodes of retail development throughout the immediate area that also offer varying degrees of competition to the subject. There are a number of strip centers that, because of their major tenants and merchandising, do offer themselves as some competition, albeit limited, to the subject.

      In addition to the above, there has been significant activity in the past several years by other "box" retail and home improvement users such as BJ's Wholesale Club, Sam's, Home Depot, Computer City, Circuit City, Walgreens and others for several sites both in Natick and Framingham. Some of these other retail projects in the neighborhood include:

o Sams (Walmart), during 1993, acquired the lease of the former Pace Warehouse store at the intersection of Speen Street and Route 9 as part of Walmart's buyout of the Pace chain. The store totals 117,200 square feet and is situated immediately across from the Natick Mall.

o BJ's Wholesale Club opened a 116,000 square foot building on Newbury Street in Framingham immediately behind the Framingham Mall in late 1993.

o Super Stop & Shop expanded an existing store by 11,000 square feet at Temple Street and Worcester Road in Framingham. In addition, the company completed in 1994 a new 65,000 square foot store on Old Connecticut Path adjacent to the BJ's site. There is also an additional 15,000 square feet of ancillary retail adjacent to the new Stop & Shop.

o A new 55,000 square foot shopping center adjacent to the Walgreens pharmacy which opened in late 1993 on Route 9 in Framingham has been constructed. The site is owned by Beckenstein Enterprises who developed a strip retail center anchored by Staples Office Supplies, Trader Joe's and Ruby Tuesdays.

o Home Depot assembled an 11 acre site on Speen Street 1/4 mile east of the subject. Their 168,000 square foot home improvements store was completed in 1996. The strength of the Home Depot name and the location of the site caused Home Quarters to leave the submarket. They had constructed a store south of Route 9 across from Shoppers World and were open about a year before Home Depot entered the market. Home Quarters does not have a strong presence in the Boston area and the store was not well received, primarily because of its hilltop location and its distance off Route 9. Within six months of the opening of Home Depot, the HQ store was closed.

o Home Town Center is a 31,000 square foot retail center targeting the home furnishing trade. The property is situated on the westbound side of Route 9 about one two miles east of the subject. The center's tenant mix includes New York Carpet World, Calico Fabrics and Jennifer Leather Furniture.

================================================================================


                                      -21-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

      Secondary competition derives from smaller, mainly neighborhood shopping centers with only one or two competing anchors to the subject (i.e. discount apparel stores). These centers compete to some degree with Shoppers World but more or less help to balance the mix of retail infill for the Metrowest submarket. The existence of the secondary centers is considered a benefit, rather than a hindrance, reinforcing the commercial draw of the Golden Triangle.

New/Proposed Development

      The early-1990s brought a flurry of new development and redevelopment of existing centers into the metropolitan Boston region. By the mid-1990s the market became somewhat saturated and flagging retail demand further dampened the desires of retail developers. The only retail development underway in the submarket that we are aware of it the redevelopment of a small retail strip anchored by a Farm Stand grocery located at the intersection of Route 9 and Prospect Street. The new center will house a Wild Harvest grocery and a few other small retailers. This property is not anticipated to compete directly with the subject.

      The only other retailer of significance to the subject that is expected to enter the market in the near future is Jordan's Furniture, a local home furnishings retailer. They have purchased the former Home Quarters building and plan to open the new store in December 1997. This retailer is expected to be directly competitive with Home Life and Macy's Furniture at the subject.

Trade Area Definition

      In defining boundaries for the subject's primary trade area, several factors have been considered. First, the property's location with respect to transportation provides the basis for regional access to the area. Second, regional competition and geographic boundaries help to define the potential size of the trade area as a measure of distance from the property. Third, the merchandising mix and anchor alignment provide the basic draw of customers that are likely to patronize the property.

      Shoppers World is located in a fully developed area of the metropolitan Boston. It is located at the intersection of State Highways 9 and 30 and Interstate 90. These routes provide excellent east/west access to the property.

      As discussed, the location and accessibility of competing centers has direct bearing on the formation and make-up of the subject's trade area as well. The subject competes most directly with Sherwood Plaza and the Cloverleaf, Framingham and Natick Malls, although none have truly comparable configurations. The Natick Mall actually helps provide exposure for the subject, because the exit for the mall off I-90 is the Routes 9 and 30 exits as well.

      Finally, it is important to note that other neighborhood centers, free-standing "category killers", and outlet malls all represent a strong force in the market's competitive environment. Certainly there is a place for both in most retail environments, including the subject region.

      To summarize, the foundation of our analysis in the delineation of the subject's trade area may be summarized as follows:

================================================================================


                                      -22-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

      1. Highway accessibility, including area traffic patterns, geographical constraints, and nodes of residential development;

      2. The position and nature of the area's retail structure, including the location of destination retail centers and the strength and composition of the retail infill; and

      3. The size, anchor tenancy, and merchandising composition of the subject property's tenants.

      Given all of the above, a primary trade area for the subject property would likely span an area encompassing about 3 to 5 miles around the center. The subject's secondary trade area might span up to 10 or 15 miles from the site due to its unique merchandising.

      Based on these observations, together with our discussions with ownership, we believe that the primary trade area for the subject would extend outward to a radius of approximately 5+- miles from the property. To add perspective to this analysis, we have segregated our survey into 5, 10 and 15 mile concentric circles. The report on the following page presents this data.

      Community and Power Centers tend to have trade areas which extend roughly six miles in any direction and contain approximately 150,000 to 200,000 residents with 60,000 to 70,000 households and income levels in excess of $35,000 per household. As such, it is our opinion that the 5 mile radius surrounding the subject property comprises the primary trade area from which 70 to 80 percent of its sales originate.

Population

      Once the market has been established, the focus of our analysis centers on the statistical data of the trade area, including population. Equifax National Decision Systems (ENDS) provides historical, current and forecasted population estimates for the trade area. Patterns of development density and migration are reflected in the current levels of population estimates. A detailed profile of the trade area is included in the Addenda of this report.

      Population statistics for the trade area are summarized in the following chart.

=====================================================================================================
                         Population Growth and Forecasts
=====================================================================================================
                                                                       Compound    Projected Compound
    Trade Area                                           Projected  Annual Change     Annual Change
    Component              1980       1990       1997       2002      1980-1997         1995-2000
=====================================================================================================
    5 Mile Radius *       131,197    133,737    133,189    135,241       0.09%            0.31%
-----------------------------------------------------------------------------------------------------
    10 Mile Radius *      393,130    397,123    407,486    413,861       0.21%            0.31%
-----------------------------------------------------------------------------------------------------
    15 Mile Radius      1,263,465  1,288,505  1,301,953  1,331,960       0.18%            0.46%
=====================================================================================================
* Primary Market
=====================================================================================================
Source: Equifax National Decision Systems
=====================================================================================================

================================================================================


                                      -23-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Mon Jul 14, 1997                                                          Page 1
                              CUSTOM SUMMARY REPORT
                          (POP FACTS: FULL DATA REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC
NATICK MALL
NATICK, MA                               COORD:     42:17.97       71:22.76
--------------------------------------------------------------------------------
                                    5.00 MILE     10.00 MILE     15.00 MILE
DESCRIPTION                            RADIUS         RADIUS         RADIUS
--------------------------------------------------------------------------------

POPULATION
     2002 PROJECTION                   135,241       413,861      1,331,960
     1997 ESTIMATE                     133,189       407,486      1,301,953
     1990 CENSUS                       131,737       397,123      1,288,505
     1980 CENSUS                       131,197       393,130      1,263,465
     GROWTH 1980 - 1990                   0.41%         1.02%         1.98%

HOUSEHOLDS
     2002 PROJECTION                    52,704       157,933       522,851
     1997 ESTIMATE                      51,740       154,382       508,660
     1990 CENSUS                        49,604       145,598       484,001
     1980 CENSUS                        45,559       134,295       450,639
     GROWTH 1980 - 1990                   8.88%         8.42%         7.40%

1997 ESTIMATED POPULATION BY RACE      133,189       407,486      1,301,953
     WHITE                               89.42%        91.52%        83.47%
     BLACK                                3.65%         2.72%         8.77%
     ASIAN & PACIFIC ISLANDER             4.44%         4.24%         5.25%
     OTHER RACES                          2.49%         1.52%         2.52%

1997 ESTIMATED POPULATION              133,189       407,486      1,301,953
     HISPANIC ORIGIN                      5.59%         3.87%         5.70%

OCCUPIED UNITS                          49,604       145,598       484,001
     OWNER OCCUPIED                      64.40%        67.59%        56.01%
     RENTER OCCUPIED                     35.60%        32.41%        43.99%
     1990 AVERAGE PERSONS PER HH          2.52          2.61          2.52

1997 EST. HOUSEHOLDS BY INCOME          51,740       154,382       508,660
     $150,000 OR MORE                    11.97%        13.79%         9.18%
     $100,000 TO $149,999                11.90%        13.06%        10.76%
     $ 75,000 TO $ 99,999                15.52%        15.64%        13.43%
     $ 50,000 TO $ 74,999                23.39%        22.32%        22.58%
     $ 35,000 TO $ 49,999                12.11%        11.72%        13.13%
     $ 25,000 TO $ 34,999                 8.21%         7.49%         9.31%
     $ 15,000 TO $ 24,999                 7.30%         7.19%         9.04%
     $ 5,000 TO $ 15,000                  7.91%         7.18%         9.99%
     UNDER $ 5,000                        1.69%         1.61%         2.58%

1997 EST. AVERAGE HOUSEHOLD INCOME    $ 91,895      $ 98,207      $ 80,393
1997 EST. MEDIAN HOUSEHOLD INCOME     $ 63,667      $ 66,591      $ 56,588
1997 EST. PER CAPITA INCOME           $ 37,001      $ 38,277      $ 32,571

                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

      Between 1980 and 1997, ENDS reports that the population within the primary trade area increased by 1,992 residents to 133,737 reflecting a 1.52 percent increase or a compound annual increase of 0.09 percent. Through 2000, the trade area is expected to continue to increase to 135,241 residents which is equal to an additional 1.54 percent increase or 0.21 percent growth per annum. These population growth estimates reflect an area that has a relatively stable population and the fact that the area is largely fully developed which further limits population growth. Based on the projections made by ENDS, it appears the population is expected to continue its slow but steady growth.

      Provided on the following page is a graphic representation of the population change forecasted for the subject's trade area through 2000. It indicates that communities south of the subject should experience the highest growth rates, with those north of the subject experiencing the lowest growth rates. The areas to the south are the least developed parts of the trade area and thus have more room for growth than the communities north of the subject.

Households

      A household consists of all the people occupying a single housing unit. While individual members of a household purchase goods and services, these purchases actually reflect household needs and decisions. Thus, the household is a critical unit to be considered when reviewing market data and forming conclusions about the trade area as it impacts the retail center.

      National trends indicate that the number of households are increasing at a faster rate than the growth of the population. Several noticeable changes in the way households are being formed have caused the acceleration in this growth, specifically:

      o The population is living longer on average. This results in an increase of single and two person households.

      o The divorce rate increased dramatically during the 1980s, again resulting in an increase in single person households.

      o Many individuals have postponed marriage, also resulting in more single person households.

================================================================================
                          Household Data and Forecasts

========================================================================================
                                                            Compound  Projected Compound
                                              Projected   Annual Change  Annual Change
   Component         1980     1990     1997      2002        1980-1997    1997-2000
========================================================================================
5 Mile Radius *     45,559   49,604   51,740    52,704         0.75%        0.37%
----------------------------------------------------------------------------------------
10 Mile Radius *   134,295  145,598  154,382   157,933         0.82%        0.46%
----------------------------------------------------------------------------------------
15 Mile Radius     450,639  484,001  508,660   522,851         0.71%        0.55%
========================================================================================
* Primary Market
========================================================================================
Source: Equifax National Decision Systems
========================================================================================

================================================================================


                                      -25-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

NATICK MALL
NATICK, MA
5, 10 & 15 MILE RADII

                               [GRAPHIC OMITTED]

                                                          Retail Market Analysis
================================================================================

      According to ENDS, the primary trade area added 6,181 households between 1980 and 1997, an increase of 13.57 percent to 51,740 units. Consistent with the national trend, the trade area is experiencing household growth at a rate in excess of population changes. Between 1997 and 2000 the area is expected to continue household formation, but at a slightly slower pace of 0.46 percent per year. The faster household growth relative to population growth is consistent with the data for the Boston area.

      Correspondingly, a greater number of smaller households with fewer children generally indicates more disposable income. In 1980, there were 2.88 persons per household in the primary trade area and by 1997, it is estimated to have decreased to 2.57.

Trade Area Income

      A significant statistic for retailers is the income potential of a trade area's population. Income levels, either on a per capita, per family or household basis, indicate the economic level of the residents of the market area and form an important component of this total analysis. More directly, average household income, when combined with the number of households, is a major determinant of an area's retail sales potential.

      Trade area income figures for the subject support the profile of a upper income market. According to ENDS, average household income within the primary trade area in 1997 is approximately $91,895.

      A comparison of the trade area's relative ranking is shown on the following chart.

           ===================================================
                    Average Household Income Comparison
           ===================================================
                       Area                        Income
           ===================================================
                  5 Mile Radius *                 $91,895
           ---------------------------------------------------
                 10 Mile Radius *                 $98,207
           ---------------------------------------------------
                   15 Mile Radius                 $80,393
           ---------------------------------------------------
               Boston Metropolitan                $65,328
           ---------------------------------------------------
             State of Massachusetts               $62,801
           ===================================================
           Source: Equifax National Decision Systems
           ===================================================
           *Primary Trade Area
           ===================================================

================================================================================


                                      -27-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

      The distribution of income within the primary trade area (10 miles) can be summarized as follows:

             =========================================================
                               Household by Income
             =========================================================
                       Category                     % of Households
             =========================================================
                 Greater Than $150,000                  13.79%
             ---------------------------------------------------------
                  $100,000 - $149,999                   13.06%
             ---------------------------------------------------------
                  $ 75,000 - $ 99,999                   15.64%
             ---------------------------------------------------------
                  $ 50,000 - $ 74,999                   22.32%
             ---------------------------------------------------------
                  $ 35,000 - $ 49,999                    11.72%
             ---------------------------------------------------------
                  $ 25,000 - $ 34,999                     7.49%
             ---------------------------------------------------------
                  Less Than $ 25,000                    15.98%
             =========================================================

      Provided on the following page is a graphic presentation of the average household income distribution throughout the trade area. As can be seen, the subject is situated in the heart of one of the region's most affluent areas where 64.81 percent of the household incomes exceed $50,000 annually and 42.5 percent exceed $75,000 annually. Generally, the lower income areas are found to the southwest or closer to Boston to the east. The higher income areas essentially surround the subject.

Market Overview

      Through our survey of the Boston retail market, we found four centers within the primary trade area which compete with the subject. None of these centers has a significant vacancy nor do any of the centers in the market. Sherwood Plaza has one large (over 30,000 square feet) vacant space and two small vacancies of under 2,000 square feet. There are also a few small space vacancies at the Natick Mall, but most of the space would not be considered competitive with the subject. We estimate vacancy in the overall market to be less than 5 percent. At the time of this valuation the only vacancies at the subject are the leased A.C. Moore space which is not fully built-out and the upcoming vacancy of The Wiz space which in essence remains fully leased but will shortly be unoccupied.

      Rents at the competing centers for in-line tenants range from $9.00 to $30.00 per square foot. The majority of the rents fall between $14.00 and $18.00 per square foot. Signed in-line rents at the subject property are generally between $15.00 and $32.00 per square foot, with most ranging from $18.00 to $25.00 per square foot. The subject rents appear to be at market and at the upper end of the comparable retail centers in the neighborhood.

Subject Sales Productivity

      The subject began opening in the fourth quarter 1994 and has only recently signed its last tenant. As such, sales history exists for several tenants, but not all. Provided in the following table is a summary of reported sales for the subject.

================================================================================


                                      -28-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

NATICK MALL
NATICK, MA
5, 10 & 15 MILE RADII

                               [GRAPHIC OMITTED]

                                                          Retail Market Analysis
================================================================================

================================================================================
                                 Shoppers World
                             1996 Sales Performance*
================================================================================
           Tenant              GLA(SF)         Sales          Sales PSF
================================================================================
     Toys 'R Us                 45,000      $17,590,000         $391
--------------------------------------------------------------------------------
     Macy's Furniture           40,000       $7,414,094         $185
--------------------------------------------------------------------------------
     TJ Maxx                    39,884       $8,701,138         $218
--------------------------------------------------------------------------------
     Jewelry Depot               6,071         $926,175         $153
--------------------------------------------------------------------------------
     Marshalls                  50,081      $11,757,863         $235
--------------------------------------------------------------------------------
     Corning at Home            10,775         $851,240          $79
--------------------------------------------------------------------------------
     Linens 'N Things           40,159       $5,974,776         $149
--------------------------------------------------------------------------------
     Sports Authority           43,629       $8,442,891         $194
--------------------------------------------------------------------------------
     Barnes & Noble             29,963       $7,114,178         $237
--------------------------------------------------------------------------------
     Cambridge Soundworks        2,196       $1,179,025         $537
--------------------------------------------------------------------------------
     Snip-Its                    1,871         $314,535         $168
--------------------------------------------------------------------------------
     General Cinema             85,000      $10,497,672         $124
--------------------------------------------------------------------------------
     TGI Fridays                 6,300       $4,195,048         $666
--------------------------------------------------------------------------------
     Total                     400,929      $84,958,635         $212
================================================================================
     *Only tenants reporting full year sales.
================================================================================

      In 1996, the subject achieved sales of approximately $84.9 million. This sales figure excludes tenants who did not report full year sales because they were not open for the full year but includes annualized sales for those open the full year. The top producer both in total sales and on a unit basis (major tenants) for the center was Toys 'R Us with $17.6 million in sales. The most productive store on a unit rate basis was TGI Fridays which generated sales of $666 per square foot.

      On an overall basis, the center reported sales of approximately $212 per square foot in 1996. We can compare its performance to industry averages as shown below.

Industry Average Sales

      Sales at the subject property can be analyzed in comparison to industry averages. In our initial appraisal in late 1995 we felt the subject had the potential to perform above regional and even national benchmarks. The following chart presents a comparison of average sales by center category for both power centers and community centers in the U.S.

================================================================================


                                      -29-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

====================================================================================================================================
                                                        Comparison of Sales and Rent
                                                  Power Center and Community Center Tenants
====================================================================================================================================
                                              U.S. Median*                       U.S. Median*                  U.S. Median**
                                           Retail Power Center              Super Community Centers           Community Center
------------------------------------------------------------------------------------------------------------------------------------
                                    Sales          Rent       % of        Sales      Rent     % of       Sales      Rent      % of
   Tenant Classification             PSF           PSF        Sales        PSF       PSF      Sales       PSF        PSF      Sales
====================================================================================================================================
Discount Department Store          $180.00        $ 3.42       1.9%      $165.00    $ 3.50     2.1%     $142.00     $ 4.41    3.1%
------------------------------------------------------------------------------------------------------------------------------------
Superstore (Food)                  $285.00        $ 4.58       1.6%          N/A       N/A      N/A     $372.00     $ 5.79    1.6%
------------------------------------------------------------------------------------------------------------------------------------
Restaurant (w/liquor)              $234.00        $15.90       6.8%      $223.00    $13.99     6.3%     $210.00     $12.58    6.0%
------------------------------------------------------------------------------------------------------------------------------------
Shoes                              $187.00        $12.00       6.4%      $180.00    $12.00     6.7%     $159.00     $13.00    8.2%
------------------------------------------------------------------------------------------------------------------------------------
Cards & Gift                       $105.00        $12.50      11.9%      $136.00    $12.62     9.3%     $127.00     $12.36    9.7%
------------------------------------------------------------------------------------------------------------------------------------
Women's Ready to Wear              $122.00        $10.20       8.4%      $167.00    $13.48     8.1%     $146.00     $12.16    8.3%
------------------------------------------------------------------------------------------------------------------------------------
Overall Average                    $197.00        $ 7.22       3.7%      $188.00    $ 6.85     3.6%     $210.00     $ 7.19    3.4%
------------------------------------------------------------------------------------------------------------------------------------
Median                             $200.00        $ 6.33       3.2%      $183.00    $ 6.80     3.7%     $199.00     $ 6.90    3.5%
------------------------------------------------------------------------------------------------------------------------------------
Lower Decile                       $ 87.00        $ 3.60       4.1%      $107.00    $ 3.21     3.0%     $117.00     $ 3.36    2.9%
------------------------------------------------------------------------------------------------------------------------------------
Upper Decile                       $292.00        $14.36       4.9%      $314.00    $12.33     3.9%     $371.00     $12.71    3.4%
====================================================================================================================================
*  Urban Land Institute "Dollars & Cents of Power Center, 1995"
** Urban Land Institute "Dollars & Cents of Shopping Centers, 1997"
====================================================================================================================================

      Overall, average sales performance may be refined further as shown in the following chart.

===========================================================================================================================
                                                    Sales Performance Indices
                                             U.S. Power Centers and Community Centers
===========================================================================================================================
                                   Power Centers*              Super Community Centers*            Community Centers**
---------------------------------------------------------------------------------------------------------------------------
                                              Eastern                            Eastern                           Eastern
                          United States        Region         United States       Region        United States       Region
===========================================================================================================================
     Overall Average           $197           No Data             $188             $201             $210             $228
---------------------------------------------------------------------------------------------------------------------------
     Median                    $200           Available           $183             $169             $199             $218
---------------------------------------------------------------------------------------------------------------------------
     Lower Decile              $ 87                               $107             $137             $117             $111
---------------------------------------------------------------------------------------------------------------------------
     Upper Decile              $292                               $314             $375             $371             $390
===========================================================================================================================
*  Urban Land Institute "Dollars & Cents of Power Center, 1995"
** Urban Land Institute "Dollars & Cents of Shopping Centers, 1997"
===========================================================================================================================

      From the above we see that industry averages and medians range from approximately $197 to $200 per square foot for power centers and $169 to $201 per square foot for super community centers. The power center information is based on the 1995 ULI publication. More recently, ULI has put forth its 1997 version of operating results for standard community centers. Displayed above is a range of $199 to $228 per square foot as average/median performance ranges. Upper and lower decile levels show more dramatic swings as would be expected. Nonetheless, with sales of $212 per square foot, the subject falls within the range of average/median industry benchmarks.

================================================================================


                                      -30-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

Rental Rates

      On the following pages is a survey of rental rates both locally and in the Northeast. Based upon the survey, rental rates in the subject region range from about $10.00 to $30.00 per square foot. For larger tenants in the region, lease rates range from $15.00 to $30.00 per square foot. The survey shows an average low of $5.33 per foot and an average high of $22.00 per foot. Neighborhood and smaller community centers with smaller tenants show rents of $9.00 to $27.00 per square foot. The wide variation in rents is attributable both to tenant size and also to location. The Metrowest comparable leases show the widest variations based on whether the center is located along Route 9 or off Route 9 in a less densely developed retail area. As discussed, these smaller centers are considered to be less competitive with the subject which has superior anchor stores that provide a better customer draw than the traditional community or neighborhood shopping center. In this sense, the subject acts similar to regional mall developments. From the data, with consideration given to the subject's market position and comparison to competing properties, we believe that projected pro-forma in-line shop rents at the subject are above market levels. This is not troubling, however, as the subject is one of the dominant power centers in Boston (see Income Approach for further discussion).

Vacancy Rates

      A recent survey performed by Finard & Company, a large retail brokerage and development firm in Boston, found an overall market vacancy rate of about
7.0 percent (mean) for all centers in the metropolitan area. For centers which will compete most directly with the subject (large community centers), vacancy rates range from about 2.2 to 10.0 percent. Some of these centers, however, are considered to be inferior to proposed subject improvements.

================================================================================


                                      -31-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================

RETAIL LEASES - Metrowest
Cushman & Wakefield, Inc.

================================================================================================================
                               Lease                                  Term/  Leased Area    Rent/*   Landlord
No. Property/Location          Date             Tenant               Options   (Sq/Ft)      Sq/Ft   Responsibil
                                                                                                      ities
================================================================================================================
1   Cloverleaf Mall            1/97     The Guitar Center            10 yrs.    15,524      $14.45      NNN
    Natick


----------------------------------------------------------------------------------------------------------------
2   Town Paint Plaza           1/96     Confidential                 5 yrs.      1,200      $10.00  Taxes, ins.,
    Edgell Road                                                                                      water and
    Framingham                                                                                      sewer, snow
                                                                                                      removal

----------------------------------------------------------------------------------------------------------------
3   Natick Crossing            7/96     Plaster Funtime              5 yrs.      1,680       $9.00      NNN
    251 West Central Street
    Natick
----------------------------------------------------------------------------------------------------------------
4   Natick Crossing            1/97     Legends Frozen Yogurt        3 yrs.       987        $9.00      NNN
    251 West Central Street
    Natick
----------------------------------------------------------------------------------------------------------------
5   Price Chopper Plaza        3/97     NAMCO                      5 yrs./two    7,638    $9.03 Y1-3    NNN
    Framingham                                                        5 yr.               $8.20 Y4-5
                                                                     renewal
                                                                     options
----------------------------------------------------------------------------------------------------------------
6   Sherwood Plaza           Available                              5-10 yrs.    5,000      $27.00      NNN
    Natick, MA

----------------------------------------------------------------------------------------------------------------
7   375 Cochituate Road      Available                              5-10 yrs.    5,000      $25.00      NNN
    Framingham

----------------------------------------------------------------------------------------------------------------
8   Westpark                 Available                              5-10 yrs.   23,000      $24.00      NNN
    Framingham

----------------------------------------------------------------------------------------------------------------
9   Framingham One           Available                              5-10 yrs.   17,000      $22.00      NNN
    Route 9
    Framingham
----------------------------------------------------------------------------------------------------------------

================================================================================================================
    Survey Low:                                                                   440        $9.00
    Survey High:                                                                23,000      $27.00
================================================================================================================
    Survey Mean:                                                                 2,482      $11.60
================================================================================================================

======================================================================

No. Property/Location                  Comments

======================================================================
1   Cloverleaf Mall           Located across from the Natick Mall
    Natick                    in a 184,000 SF center anchored by
                              Service Merchandise and Burlington
                              Coat Factory.
----------------------------------------------------------------------
2   Town Paint Plaza          New lease in a small retail plaza in the
    Edgell Road               Nobscot section of Framing-ham.
    Framingham


----------------------------------------------------------------------
3   Natick Crossing           Less desirable space near the middle
    251 West Central Street   of the "L".
    Natick
----------------------------------------------------------------------
4   Natick Crossing           Proposal in a center that has 30,000
    251 West Central Street   SF of retail and 30,000 SF of office
    Natick                    space.
----------------------------------------------------------------------
5   Price Chopper Plaza       Located in a neighborhood center off
    Framingham                Route 9.


----------------------------------------------------------------------
6   Sherwood Plaza            Located across from the Natick Mall
    Natick, MA                in a 229,000 SF center anchored by
                              MVP Sports, Petco and Ames.
----------------------------------------------------------------------
7   375 Cochituate Road       Space in the new REI building located
    Framingham                at the Route 30 entrance to Shoppers
                              World.
----------------------------------------------------------------------
8   Westpark                  Space available adjacent to the new
    Framingham                Jordan's Furniture store across Route
                              9 from Shoppers World.
----------------------------------------------------------------------
9   Framingham One            Located in a new structure to be
    Route 9                   constructed west of Shoppers World
    Framingham                on Route 9.
----------------------------------------------------------------------

======================================================================


======================================================================

======================================================================

===========================================================================
BIG BOX RETAIL LEASES
Northeastern U.S.
Cushman & Wakefield, Inc.

===================================================================================================================================

                                       Lease                         Term/      Bldg Area     Annual       Rent/
No.      Property/Location              Date      Tenant            Options      (Sq/Ft)       Rent        Sq/Ft       Steps
===================================================================================================================================
1      Cloverleaf Mall               Available                                     60,000    $1,320,000    $22.00       None
       Natick, MA
-----------------------------------------------------------------------------------------------------------------------------------
2      Caldor                          Spr-96     Caldor            25 yrs.       113,275    $1,699,125    $15.00       None
       Everett, MA

-----------------------------------------------------------------------------------------------------------------------------------
3      Caldor                          Spr-96     Caldor            25 yrs.       124,500    $1,992,000    $16.00       None
       Huntington,NY
-----------------------------------------------------------------------------------------------------------------------------------
4      Bradlees                        Apr-95     Bradlees          20 yrs.       105,000    $1,375,500    $14.98   $13.10 Y1-5
       Danvers, MA                                                                                                  $14.35 Y6-10
                                                                                                                    $15.60 Y11-15
                                                                                                                    $16.85 Y16-20
-----------------------------------------------------------------------------------------------------------------------------------
5      BJ's Wholesale Club             Jul-95     BJ's Wholesale    20 yrs.       119,600    $1,011,816     $8.46        N/A
       Stoneham, MA
-----------------------------------------------------------------------------------------------------------------------------------
6      Caldor                           1995      Caldor            25 yrs.       113,275    $1,800,000    $15.89  Fixed increases
       Westbury, New York                                                                                           every 5 years.

-----------------------------------------------------------------------------------------------------------------------------------
7      Caldor                           1995      Caldor            25 yrs.       167,508    $2,550,000    $15.22  $180,000 every
       Brooklyn, New York                                                                                              5 years.

-----------------------------------------------------------------------------------------------------------------------------------
8      Caldor                           1995      Caldor            25 yrs.       113,275    $1,359,300    $12.00       None
       Newington, Connecticut

-----------------------------------------------------------------------------------------------------------------------------------
9      Home Depot                      Apr-95     Home Depot        20 yrs.       103,000    $1,300,000    $12.62  Increases every
       656 Reservoir Avenue                                                                                           5 years.
       Bridgeport, Connecticut
-----------------------------------------------------------------------------------------------------------------------------------
10     Riverside Mall                  Mar-95     Wal-Mart          25 yrs.       116,197      $928,414     $7.99       None
       Route 12 & Route 49                                        4 5-yr opt.
       Utica, New York

-----------------------------------------------------------------------------------------------------------------------------------
11     Hornell Shopping Plaza          Jun-95     Wal-Mart          20 yrs.       128,268      $741,389     $5.78       None
       Hornell, New York


-----------------------------------------------------------------------------------------------------------------------------------
12     Caldor                           1995      Caldor            25 yrs.       113,000    $1,469,000    $13.00       None
       Salem, New Hampshire

-----------------------------------------------------------------------------------------------------------------------------------
13     Caldor                           1995      Caldor            20 yrs.       113,275    $1,302,663    $11.50  Fixed increases
       Dedham, Massachusetts                                                                                       every 10 years.



===========================================================================================================================
                                                                        Rent-
                                                           Estimated    Sales
No.      Property/Location                % Rent             Sales      Ratio              Comments
===========================================================================================================================
1      Cloverleaf Mall                       No                                    Current offering for space available in
       Natick, MA                                                                  1997.
---------------------------------------------------------------------------------------------------------------------------
2      Caldor                                No           $26,000,000    6.5%      Triple net lease of Caldor located in
       Everett, MA                                                                 Everett, MA. Lease started in early
                                                                                   1996.
---------------------------------------------------------------------------------------------------------------------------
3      Caldor                                No           $23,000,000    8.7%      Semi net Caldor lease which began
       Huntington, NY                                                               in early 1996.
---------------------------------------------------------------------------------------------------------------------------
4      Bradlees                              No               N/A        N/A       Adjacent to Peabody Place S/C
       Danvers, MA                                                                 Building has 95,886 SF and a 9,114
                                                                                   SF mezzanine.

---------------------------------------------------------------------------------------------------------------------------
5      BJ's Wholesale Club                   No               N/A        N/A       Owner had very low basis in the land
       Stoneham, MA                                                                and could rent building at a low level.
---------------------------------------------------------------------------------------------------------------------------
6      Caldor                                No           $25,000,000    7.2%      Caldor store in Westbury, New York
       Westbury, New York                                                          which opened in 1995. Sales
                                                                                   projected. Triple net lease.
---------------------------------------------------------------------------------------------------------------------------
7      Caldor                                No           $45,000,000    5.7%      Caldor store in Brooklyn, New York
       Brooklyn, New York                                                          which opened in 1995. Sales
                                                                                   projected. Semi net lease.
---------------------------------------------------------------------------------------------------------------------------
8      Caldor                                No           $16,000,000    8.5%      Caldor store in Newington,
       Newington, Connecticut                                                      Connecticut which opened in 1995.
                                                                                   Sales projected. Triple net lease.
---------------------------------------------------------------------------------------------------------------------------
9      Home Depot                            No           $41,612,000    3.1%      Home Depot store on triple net lease
       656 Reservoir Avenue                                                        in Fairfield County. Sales based on
       Bridgeport, Connecticut                                                     chain avg. in '94.
---------------------------------------------------------------------------------------------------------------------------
10     Riverside Mall                 0.5% of sales in    $39,042,192    2.4%      Enclosed mall. P/R share of CAM,
       Route 12 & Route 49            yr. 8; capped at                             taxes, ins., utilities, & repairs of
       Utica, New York                $1.00/sf; 7th yr                             mech.systems. Sales based on Wal
                                       sales as break.                             Mart/Sam's avg.
---------------------------------------------------------------------------------------------------------------------------
11     Hornell Shopping Plaza         0.5% of sales in    $43,098,048    1.7%      New 250,000sf ctr. Turn-key. P/R
       Hornell, New York              yr. 8; capped at                             share taxes, ins.; CAM cap at $.50/sf
                                      $1.00/sf; 7th yr                             yrs 1-10; $.70/sf yrs 11-20. Sales
                                       sales as break.                             based on Wal-Mart/Sam's avg.
---------------------------------------------------------------------------------------------------------------------------
12     Caldor                                No           $20,000,000    7.3%      Caldor store in Salem, New
       Salem, New Hampshire                                                        Hampshire which opened in 1995.
                                                                                   Sales projected. Triple net lease.
---------------------------------------------------------------------------------------------------------------------------
13     Caldor                                No           $16,000,000    8.1%      Caldor store in Dedham,
       Dedham, Massachusetts                                                       Massachusetts which opened in
                                                                                   1995. Sales projected. Triple net
                                                                                   leases.

===========================================================================
BIG BOX RETAIL LEASES
Northeastern U.S.
Cushman & Wakefield, Inc.

===================================================================================================================================

                                       Lease                         Term/      Bldg Area     Annual       Rent/
No.      Property/Location              Date      Tenant            Options      (Sq/Ft)       Rent        Sq/Ft       Steps
===================================================================================================================================
14     Caldor                           1995      Caldor            25 yrs.       113,275    $1,359,300    $12.00       None
       Braintree, Massachusetts


-----------------------------------------------------------------------------------------------------------------------------------
15     Caldor                           1995      Caldor            25 yrs.       113,275    $1,302,663    $11.50   Lesser of 10%
       Brockton, Massachusetts                                                                                     or CPI every 5
                                                                                                                       years.

-----------------------------------------------------------------------------------------------------------------------------------
16     Caldor                           1994      Caldor            25 yrs.       113,275    $1,250,000    $11.04  Fixed increases
       Deer Park, New York                                                                                         every 5 years.

-----------------------------------------------------------------------------------------------------------------------------------
17     Crossgates Commons              Oct-94     Home Depot        20 yrs.       102,680    $1,129,480    $11.00   $12.65 - 3/99
       1-87 & Washington Avenue                                                                                     $14.17 - 3/04
       Albany, New York                                                                                             $15.87 - 3/09
-----------------------------------------------------------------------------------------------------------------------------------
18     Penn Can Mall                   Sep-94     Caldor            25 yrs.       113,275      $889,209     $7.85       None
       Interstate 81 & 481                                        2 10-yr opt.
       Cicero, Syracuse, New York

-----------------------------------------------------------------------------------------------------------------------------------
19     Wal-Mart/Sam's Club            Fall-94     Sam's Club        20 yrs.       114,036      $843,866     $7.40       None
       Niagara Falls Blv/Willowridge                              5 5-yr opt.
       Amherst, New York
-----------------------------------------------------------------------------------------------------------------------------------
20     Wal-Mart/Sam's Club            Fall-94     Wal-Mart          20 yrs.       125,137      $893,478     $7.14       None
       Niagara Falls Blv/Willowridge                              5 5-yr opt.
       Amherst, New York
-----------------------------------------------------------------------------------------------------------------------------------
21     Fayetteville Mall              Fall-94     Caldor            25 yrs.       113,360      $889,876     $7.85       None
       Onondaga County                                            2 10-yr opt.
       Syracuse, New York
-----------------------------------------------------------------------------------------------------------------------------------
22     Eastview Mall                  Fall-94     Caldor            25 yrs.       113,275      $889,209     $7.85       None
       Town of Victor                                             2 10-yr opt.
       Rochester, New York
-----------------------------------------------------------------------------------------------------------------------------------
23     Aroostook Mall                  Nov-93     Kmart             15 yrs.        86,479      $460,933     $5.33       None
       U.S. Route 1
       Presque Isle, Maine

-----------------------------------------------------------------------------------------------------------------------------------
24     Riverside Mall                  Nov-93     BJ's Wholesale    20 yrs.       109,015      $730,400     $6.70  Increases every
       Route 12 & Route 49                                        4 5-yr opt.                                       5 yrs. based
       Utica, New York                                                                                             upon lesser of
                                                                                                                      CPI or 8%.
-----------------------------------------------------------------------------------------------------------------------------------
25     Silver City Galleria            Nov-92     Bradlee's         20 yrs.        94,957      $564,000     $5.94       None
       Routes 24 & 140                                            1 10-yr opt.
       Taunton, Massachusetts                                     2 5-yr opt.

-----------------------------------------------------------------------------------------------------------------------------------
       Survey Low:                                                                 60,000      $460,933     $5.33
       Survey High:                                                               167,508    $2,550,000    $22.00
-----------------------------------------------------------------------------------------------------------------------------------
       Survey Mean:                                                               112,088    $1,202,065    $10.88


===========================================================================================================================
                                                                        Rent-
                                                           Estimated    Sales
No.      Property/Location                % Rent             Sales      Ratio              Comments
===========================================================================================================================
14     Caldor                                  No           $14,000,000    9.7%      Caldor store in Braintree,
       Braintree, Massachusetts                                                      Massachusetts which opened in
                                                                                     1995. Sales projected. Triple net
                                                                                     lease.
-----------------------------------------------------------------------------------------------------------------------------
15     Caldor                                  No           $19,000,000    6.9%      Caldor store in Brockton,
       Brockton, Massachusetts                                                       Massachusetts which opened in
                                                                                     1995. Sales projected. Triple net
                                                                                     lease.
-----------------------------------------------------------------------------------------------------------------------------
16     Caldor                                  No           $24,000,000    5.2%      Caldor store in Deer Park, New York
       Deer Park, New York                                                           which opened in 1995. Sales
                                                                                     projected. Triple net lease.
-----------------------------------------------------------------------------------------------------------------------------
17     Crossgates Commons                      No           $41,482,720    2.7%      Home Depot store in power center
       1-87 & Washington Avenue                                                      adjacent to mall. Triple net lease.
       Albany, New York                                                              Sales based on chain avg. in '94.
-----------------------------------------------------------------------------------------------------------------------------
18     Penn Can Mall                    1.0% of sales in    $14,000,000    6.4%      P/R share of exerior CAM, taxes,
       Interstate 81 & 481                  excess of                                max. contr. of $0.15/SF for interior
       Cicero, Syracuse, New York         $21,000,000.                               CAM, & utilities. Bldg cost @
                                                                                     $61.76/SF. Off-price mall location.
-----------------------------------------------------------------------------------------------------------------------------
19     Wal-Mart/Sam's Club                     No           $38,316,096    2.2%      New construction along with Wal-
       Niagara Falls Blv/Willowridge                                                 Mart store. Lease signed 6/93. Sales
       Amherst, New York                                                             based on Wal-Mart/Sam's chain avg.
-----------------------------------------------------------------------------------------------------------------------------
20     Wal-Mart/Sam's Club                     No           $42,046,032    2.1%      New construction along with Sam's
       Niagara Falls Blv/Willowridge                                                 Club store. Lease signed 6/93. Sales
       Amherst, New York                                                             based on Wal-Mart/Sam's chain avg.
-----------------------------------------------------------------------------------------------------------------------------
21     Fayetteville Mall                1.0% of sales in    $14,000,000    6.4%      P/R share of CAM, tax, insur., &
       Onondaga County                      excess of                                utilities. Former Kaufman's location
       Syracuse, New York                 $21,000,000.                               in mall. Lease signed in Fall 1993.
-----------------------------------------------------------------------------------------------------------------------------
22     Eastview Mall                    1.0% of sales in    $15,000,000    5.9%      Net lease with CAM & tax provisions.
       Town of Victor                       excess of                                Tenant pays utilities. Lease signed
       Rochester, New York                $25,000,000.                               in Fall 1993.
-----------------------------------------------------------------------------------------------------------------------------
23     Aroostook Mall                          No            $8,781,078    5.2%      New regional mall with Sears, JC
       U.S. Route 1                                                                  Penney, Porteous. Tenant pays CAM
       Presque Isle, Maine                                                           of $0.50/sf & taxes. Sales based on
                                                                                     state avg. for Kmart in '94.
-----------------------------------------------------------------------------------------------------------------------------
24     Riverside Mall                          No           $36,700,000    2.0%      Single-level encl. mall. Tenant pays
       Route 12 & Route 49                                                           p/r share of exterior CAM, taxes,
       Utica, New York                                                               insur, utilities, & repairs of mech.
                                                                                     systems. Opts. have rent incr.
-----------------------------------------------------------------------------------------------------------------------------
25     Silver City Galleria             1.0% of hard line   $14,500,000    3.9%      Tenant pays p/r share taxes, insur,
       Routes 24 & 140                   & 2.0% of misc.                             utilities, & mech. repair. CAM is
       Taunton, Massachusetts            sales in excess                             $0.65/SF incr. by $0.10/SF every 5
                                         of $23,000,000                              yrs. Enclosed mall location.
-----------------------------------------------------------------------------------------------------------------------------
       Survey Low:                                                         1.7%
       Survey High:                                                        9.7%
-----------------------------------------------------------------------------------------------------------------------------
       Survey Mean:                                                        5.4%

                                                          Retail Market Analysis
================================================================================

Also some of the Centers are quoting vacancies that are under construction and thus not Completed. In general, centers with strong anchors and good locations have very low vacancy rates. This is evidenced by the centers along Routes 9 and
30. These low vacancy rates support local brokers opinions that there is very little space available in the well-located, better quality centers, especially large tenant suites. In fact, the only large space available in the Golden Triangle is the 60,000 square foot space at Cloverleaf Mall. This space is not yet constructed but, according to the owners, the center can be expanded to accommodate a tenant of that size.

Market Terms, Concessions and Commission Structure

      Our survey of market participants included a broad cross section of shopping center owner/developers and leasing agents. Typical lease terms in the Boston area for local tenants vary from five to ten years with larger regional and national tenants commanding longer terms of 10 to upwards of 25 years. Typically, retail leases are structured on a net basis with the tenant responsible for a full pro-rata share of taxes and operating expenses. Rental increases in the form of a CPI increase or a fixed step-up are usually sought but not always achieved. The strength of a particular property or location generally dictates the ability of a landlord to command rental increases.

      In addition to the minimum base rent, many retail tenants will contract to pay a percentage of their gross annual sales over a pre-established base amount as overage rent. It is most common for leases to have a natural breakpoint although many do have stipulated breakpoints. The average overage percentage for small space retail tenants is in a range of 5 to 8 percent. Anchor tenants typically have the lowest percentage clause with ranges of .5 to 3 percent being most common.

      Traditionally, it takes a number of years for a retail center to mature and gain acceptance before generating any sizable percentage income. As a center matures, the level of overage rent typically becomes a larger percentage of total revenue. It is a major ingredient protecting an investor against inflation.

      Similarly, concessions will vary considerably by property and tenant type. Anchor tenants are generally in a better negotiating position to extract concessions in the form of free rent or improvement allowances. However, if an anchor is strongly motivated to be in a particular market, it is not unusual for an owner to be able to maintain a firm bargaining position, yielding little or no concessions.

      In our view, the subject's location is considered to be very desirable. As such, we would be inclined to conclude that prospective tenants would expect little in the way of concessions if looking to do a deal for this site.

================================================================================


                                      -35-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

      Leasing commissions in the Boston area typically vary. Brokers we interviewed indicated each transaction was different depending on tenant quality and the specific property in which it is placed. Generally commissions are about 18 percent of the aggregate rent with commissions generally paid out up front. There are also certain variations to the commission structure that are commonly found. One typical structure is based on 6 percent of year 1, and 3 percent of the following years. A second structure involves a flat amount such as $3.00 per square foot. Sometimes a landlord or owner will pay commissions for renewal or rollover tenants. If this is achieved, the common schedule is 50 percent of the base lease rate.

Conclusion

      We have analyzed the retail trade history and profile of the Boston MSA as well as for the Metrowest submarket in order to make reasonable assumptions as to the continued performance of the subject's trade area.

      A metropolitan and locational overview was presented which highlighted important points about the study area and demographic and economic data specific to the trade area were presented. The trade area profile discussed encompassed a radii based analysis that was established based upon a study of the competitive retail structure. Marketing information relating to these sectors was presented and analyzed in order to determine patterns of change and growth as it impacts the subject. The given data is useful in establishing quantitative dimensions of the total trade area, while our comments serve to provide qualitative insight into this market. A compilation of this data provides the basis for our projections and forecasts particular to the subject property. The following summarizes our key conclusions.

      o The neighborhood has good vehicular access via Routes 9 and 30 and Interstate 90, as well as several neighborhood arterials. The subject enjoys a visible location and is centered in the principal commercial hub for this quadrant of the city.

      o The existing trade area structure is largely characterized by traditional neighborhood centers as well as community centers anchored by grocery or discount stores. There are two regional malls in the trade area, the Natick Mall adjacent to the subject and the Solomon Pond Mall in Marlborough which is in the secondary market.

      o The subject benefits from an affluent local population. Average household income within a 5 mile radius of the property is currently estimated at $91,895. Expanding into the full 10 mile trade area, the income level increases slightly to $98,207. These figures are well above state and metro area levels.

      o The subject will benefit from its tenant mix which is unique to market area, as well as its location in the Golden Triangle.

      o The center is well positioned in an area that is forecasted to continue to witness slow but steady population and household growth. The population within a 10 mile radius is currently estimated at 407,486 and by 2000 it is expected to increase by 1.56 percent to nearly 414,000.

================================================================================


                                      -36-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

      Our analysis concludes that the merchandising mix of the center, the location along two major arterials, and the popularity and uniqueness of the major tenants, all combine to establish Shoppers World as a viable retail center in its trade area. We believe that, with competent management, aggressive marketing, and a responsive maintenance program, it should continue to maintain a strong position in the market throughout the foreseeable future.

================================================================================


                                      -37-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                               [GRAPHIC OMITTED]

                            [Map of Shoppers World]

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

Location:                           One Worcester Road
                                    Framingham, Middlesex County, Massachusetts

Shape:                              Irregular

Area:
    Shoppers World Parcel           86.72 acres
    General Cinema Parcel*          83.70 acres
                                    ------

    Total Site                      170.42 acres

                                    *Of the 83.7 acres in the General
                                    Cinema parcel, only about 22 acres are
                                    usable.

Frontage:                           The site has frontage on both Routes 9 and
                                    30.

Topography/Terrain:                 The subject site is relatively level and at
                                    grade with abutting streets. Visibility of the center is very good.

Wetlands:                           We were not provided a Wetlands survey.
                                    Based on an Order of Conditions issued by the Framingham Conservation Commission, we understand that there are protected wetlands on portions of the General Cinema parcel.
                                    Guidelines for development were set forth in DEP File No. 158-604 dated March 2, 1994. We assume the developer has constructed the subject improvements in accordance with these guidelines.

Street Improvements:                Typical street improvements include concrete
                                    and asphalt paving, curbing, sidewalks and pole mounted lighting.

Access: Access to the site is excellent. Shoppers World is located at the confluence of the Massachusetts Turnpike (1-90) and State Highways 9, 30 and 126. Primary east/west access is provided by the Massachusetts Turnpike and State Highways 9 and 30. North/south access is provided by State Highways 126 and 27 and Speen Street.

                                    The subject neighborhood, generally defined as the Metrowest submarket, is directly accessed by Exit 13 (Speen Street) of the Massachusetts Turnpike. This neighborhood is strategically located between Boston's inner and outer circumferential highways, Route I 2811-95 and I-495.

================================================================================


                                      -39-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                            Property Description
================================================================================

Soil Conditions:                    We did not receive nor review a soil report.
                                    However, we assume that the soil's
                                    load-bearing capacity is sufficient to
                                    support the existing and proposed
                                    structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage is assumed to be adequate. Please see our comments under Hazardous Substances section of this site description.

Utilities
    Water and Sewer:                Town of Framingham

    Electricity:                    Boston Edison

    Gas:                            Commonwealth Gas

    Telephone:                      New England Telephone

Land Use Restrictions:              We were not given a title report to review.
                                    We do not know of any easements,
                                    encroachments, or restrictions that would adversely affect the site's use. However, we recommend a title search to determine whether any adverse conditions exist.'

Flood Hazard:                       We are advised that the property is located
                                    in an area designated "Zone C" - areas not prone to flooding in accordance with FEMA
                                    Map No. 250207-0002 B, effective February
                                    1,1980.

Site Improvements:                  Parking is provided via surface lots. Other
                                    site improvements include minimal
                                    landscaping, concrete sidewalks, concrete pads and curbing, yard lighting, signage and all underground and overhead utilities.

Hazardous Substances:               A comprehensive environmental study was
                                    prepared prior to Homart's acquisition of the property. Asbestos materials were found to have been used in the construction process for the mall and 11 underground storage tanks (USTs) were found to have contaminated certain areas of the ground water. An abatement program was implemented by Homart Development during demolition of the former improvements. As of the appraisal date, the USTs have reportedly been removed and the contaminated soil has been either removed or treated.

                                    Please refer to our complete list of
                                    Assumptions and Limiting Conditions with particular attention to No. 10 provided at the end of our appraisal report.

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

                        SHOPPERS WORLD - Framingham, MA

                               [GRAPHIC OMITTED]

                                                            Property Description
================================================================================

Comments:                           Overall, the site is of sufficient size to
                                    accommodate the existing improvements. It offers a utilitarian shape, relatively level topography and has very good access and visibility. We conclude that it is conducive for its continued use as a retail site.

Improvements Description

      The subject improvements will consist of U-shaped structure that forms what is commonly known as a power center. The Center was constructed in phases and now totals approximately 778,292 square feet, including out parcel pads. Please refer to the site plan on a previous page for the location of the improvements on the subject tract. A detailed description of the improvements follows.

General Data
      Year Built
        Existing (Bradlees)         1975+-
           Phase I                  November 1994
           Phase II                 Early 1997

Property Summary
                                    ----------------------------------------
                                    Bradlees                     102,555+-SF
                                    ----------------------------------------
                                    Genemi Cinema                 85,000+-SF
                                    ----------------------------------------
                                    Toys 'R Us/Kids 'R Us         63,300+-SF
                                    ----------------------------------------
                                    Marshalls                     50,081+-SF
                                    ----------------------------------------
                                    Bob's                         50,059+-SF
                                    ----------------------------------------
                                    The Wiz                       50,000+-SF
                                    ----------------------------------------
                                    Sports Authority              43,629+-SF
                                    ----------------------------------------
                                    Linens 'N Things              40,159+-SF
                                    ----------------------------------------
                                    Macy's Furniture              40,000+-SF
                                    ----------------------------------------
                                    TJ Maxx                       39,884+-SF
                                    ----------------------------------------
                                    Sears Homelife                36,108+-SF
                                    ----------------------------------------
                                    OfficeMax                     30,100+-SF
                                    ----------------------------------------
                                    Barnes & Noble                29,963+-SF
                                    ----------------------------------------
                                    Designer Shoe Warehouse       27,089+-SF
                                    ----------------------------------------
                                    A.C. Moore                    24,560+-SF
                                    ----------------------------------------
                                    Mikasa                        18,007+-SF
                                    ----------------------------------------
                                    Total Anchors                730,494+-SF
                                    ========================================
                                    In-Line Shops                 47,798+-SF
                                    ========================================
                                    Total Center                 778,292+-SF
                                    ----------------------------------------

Construction Detail

      Foundations:                  Reinforced 8 inch concrete block foundation
                                    and spread reinforced concrete footings on engineered fill.

      Framing:                      Structural steel columns and beams.

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                                                            Property Description
================================================================================

Ceiling Height:                     Building height is approximately 16.5 feet
                                    to the roof. An average 14+- feet finished ceiling heights.

Floor System:                       The grade level floor slab is reinforced
                                    concrete with wire mesh over compacted fill.

Exterior Walls:                     Exterior walls are 8 inch concrete block
                                    with insulated inserts and split face brick.

Roof Structure/Roofing:             The roof is a metal deck supported by steel
                                    bar joists. The cover is a single-ply
                                    rubberized membrane roof.

Doors - Interior/Exterior:          Customer entrances are anodized aluminum and
                                    glass. Receiving and service doors are
                                    hollow metal and steel roll-up.

Loading: Each tenant space has at least one loading area.

Mechanical Detail
 Heating, Ventilation and
   Air Conditioning:                HVAC is provided by roof mounted,
                                    electrically operated package units.

   Plumbing:                        A complete sanitary sewer system and
                                    domestic water service serve all
                                    required fixtures of each tenant and
                                    are tapped into the municipal water
                                    and sewer distribution lines. All
                                    roof areas are drained to rain water
                                    conductors which are connected to
                                    the site storm water system. Supply
                                    and waste lines are assumed to be of
                                    code conforming materials.

  Electric:                         Electricity is metered directly by the local
                                    supplier. Tenants pay for their own electric usage directly. All electric work assumed to be in accordance with National Electric
                                    Code.

  Life Safety/Security:             The buildings are fully sprinklered and
                                    there are smoke detectors throughout the entire property.

Interior Detail
  Layout: The property is designed in two parallel strips with an end strip on the northern edge facing Cochituate Road (Route 30). Thus it is oriented more toward Worcester Road (Route 9) but has excellent visibility from Route 30. Surface parking is provided between the two strips. Phase I is on the east side of the

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                                                            Property Description
================================================================================

                                    property and Phase II is on the west Other out parcels that are part of Phase II are either ground leased or are currently under agreement for sale.

                                    The General Cinema building, part of Phase
                                    I, fronts along the north side of Flutie
                                    Pass which connects Shoppers World with the Natick Mall.

                                    The tenant spaces range in size from
                                    approximately 1,871 to 102,555 square feet and while the exteriors of the buildings are consistent in design, each interior tenant space is improved in keeping with tenant specifications.

      Floor Coverings:              Floors are a mixture of marble, ceramic tile
                                    and carpet.

      Ceilings:                     Suspended acoustical tile.

      Lighting:                     Lighting is a mixture of fluorescent tube
                                    and high intensity discharge lighting.

      Restrooms:                    Each tenant space has public and employees'
                                    toilet facilities with provisions for
                                    handicapped. Generally, each tenant has
                                    toilet facilities that do not have to be made available for public use by code. Large shops and eating establishments have additional facilities as necessary to meet health code requirements.

      Hazardous Substances:         Please refer to our list of Assumptions and
                                    Limiting Conditions (Item #10) which
                                    identifies our position on this matter.

Site Improvements
      On-Site Parking:              On-site parking is provided by surface lots
                                    and described as follows:

                                    Compact Spaces                        310
                                    Handicap Spaces                        65
                                    Regular Spaces                      3,292
                                                                        -----

                                    Primary Spaces                      3,667

                                    General Cinema Spaces               1,404
                                                                        -----

                                    Total Spaces                        5,071

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                                                            Property Description
================================================================================

                                    5,071 spaces is equal to 6.37 spaces per 1,000 square feet of GLA (as proposed).

      Landscaping:                  Attractive landscaping has been provided.

      Other: Other site improvements consist of concrete and asphalt paving, curbing, yard lighting, all underground and overhead utilities and mall signage.

Comments:                           The construction features quality materials
                                    and workmanship. Furthermore, the layout and design of the power center is considered good from a visibility and shopper movement perspective. Analysis of the structural integrity of the improvements is beyond our expertise and best made by a professional engineer. It is our assumption that the existing construction, including fit-out of tenant areas has been done in conformance with quality standards consistent with modern retailing concepts.

                                    Our review of the local environs reveals that there are no extraordinary external influences which negatively impact the value of the subject property.

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

                                             REAL PROPERTY TAXES AND ASSESSMENTS
================================================================================

      The subject property is assessed by the Towns of Framingham and Natick. The property's assessed value on January 1,1997 established the basis for the 1998 fiscal tax year which began in July 1,1997 and ends June 30, 1998. The FY1997-1998 tax rates will not be established until the end of 1997 and thus shown below are the assessments as of January 1, 1997 using the FY1997 tax rate. The millage rate for FY1996-97 for Framingham was $30.61 per $1,000 of assessed value for all commercial property. The millage rate for Natick was $15.90 per $1,000 of assessed value and is not separated between residential and commercial property.

===============================================================================================
                                  Current Assessment Data 1997-98
===============================================================================================
 Map     Block/Lot           Address                  Site Area    Total A.V.     Tax Liability
===============================================================================================
   344   108/0020   1 Worcester Rd., Framingham       86.83 ac.   $38,921,600     $1,191,390.17
-----------------------------------------------------------------------------------------------
   345   109/0022   419 Cochituate Rd., Framingham    68.60 ac.    $9,957,100       $304,786.83
-----------------------------------------------------------------------------------------------
    23      73      1459 Worcester St., Natick        .0352 ac.        $4,000            $63.60
-----------------------------------------------------------------------------------------------
    16      03      342 Speen St., Natick              9.22 ac.      $230,500         $3,664.95
-----------------------------------------------------------------------------------------------
    24      94      1391 Worcester St., Natick         4.89 ac.      $594,500         $9,452.55
-----------------------------------------------------------------------------------------------
           Total                                                  $49,707,700     $1,509,358.10
===============================================================================================

      The total land size for 1 Worcester Road reported by the Framingham Assessor is approximately .18 acres smaller than reported for our 1995 appraisal. The land size for the Cochituate Road parcel is 10.186 acres smaller than reported in our 1995 appraisal. The total acreage shown is 169.57 acres versus the total acreage we reported in the property description section of
170.42 acres, or .845 acres less. We were unable to reconcile the differences.

      Massachusetts law requires a tri-annual revaluation. The most recent revaluation in both Framingham and Natick occurred in the 1995 fiscal tax year thus the next revaluation will occur in 1998 and become effective for the 1999 fiscal tax year.

      A review of growth in tax rates does not present a clear picture of trends for tax increases in greater Boston due to the tri-annual revaluations and recent value declines which have been common-place with respect to commercial real estate in the past few years. Changes in tax rates for the past six years are as follows:

================================================================================


                                      -45-
                                                             CUSHMAN &
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

                                             Real Property Taxes and Assessments
================================================================================

           ==========================================================
                               Historic Tax Rates
           ==========================================================
            Fiscal
             Year      Framingham     % Change   Natick     % Change
           ==========================================================
             1992        $26.43          --      $12.84        --
           ----------------------------------------------------------
             1993        $27.23         7.2%     $13.33        3.8%
           ----------------------------------------------------------
             1994        $27.72         1.8%     $15.52       16.4%
           ----------------------------------------------------------
             1995        $28.71         3.6%     $15.38      (-0.1%)
           ----------------------------------------------------------
             1996        $29.69         3.4%     $15.38        0.0%
           ----------------------------------------------------------
             1997        $30.61         3.1%     $15.90        3.4%
           ==========================================================

      Our overall experience in the Boston area is that a 3.5 to 4.0 percent increase in total tax liability for commercial real estate is a reasonable forecast. Therefore, we have projected that tax rates will increase at the rate of 3.5 percent per annum.

      Assessments for new projects are generally phased in over time to reflect the construction and lease-up period. Inspections are conducted in January of each year for valuation purposes in the next fiscal year (i.e. a January 1997 inspection provides the basis for assessed values for the fiscal year which began in July 1997). Thus, the state of completion of the subject improvements on the date of inspection is the basis of that year's tax liability. On January 1, 1997, the property was essentially complete with the exception of tenant fit-up for DSW and A.C. Moore, which has yet to be completed.

      When the new assessment is in effect as of January 1, 1998, the assessed value of the property will reflect a completed property at stabilized occupancy and therefore it will likely be taxed thereafter based on its ability to generate income. The assessor's office will then calculate the assessment via the Income Approach. Our projection of property taxes beginning in 1998 has been estimated using this method. A projected FY 1998 net operating income, excluding the influence of taxes either in the form of recoveries or expenses, is estimated to total $11,936,490. This NOI is capitalized into value using the assessor's capitalization rate of 13.3 percent. The assessed value of the subject property can therefore be estimated at $89,748,045 (rounded:
$89,800,000).

      Based on the owned improvements in the center, all of which are in Framingham, the allocated value of land and improvements for tax purposes using the projected total assessed value of $89,800,000 would be as shown in the following table:

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                                      -46-
                                                             CUSHMAN &
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

                                             Real Property Taxes and Assessments
================================================================================

    ========================================================================
                            Estimate 1998/1999 Taxes
    ========================================================================
             Town         Assessed Value      Tax Rate         Tax
    ========================================================================
          Framingham       $89,800,000         $31.68       $2,844,864
    ========================================================================

      We have not included the Natick parcels in the future taxes because they are presently under agreement for sale.

      After fiscal 1998, we assume the property will continue to be assessed based on the income it generates and have increased taxes thereafter based on a
3.5 percent annual growth rate.

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                                      -47-
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

                                                                          ZONING
================================================================================

      The Shoppers World site is subject to the zoning regulations of the Towns of Framingham and Natick as monitored by the respective Town Planning Boards. In Framingham, the area surrounding the site lies within a Business (B) District and is expected to conform to the restrictions of this district as outlined by the Town of Framingham zoning ordinance. The portions of the site lying in Natick are zoned Industrial II.

      On December 1, 1992, a special highway overlay district, known as the Golden Triangle Plan, was approved by both the Towns of Framingham and Natick for the area surrounding the subject from the intersection of Cochituate Road with Worcester Road in Framingham to the west side of Lake Cochituate in Natick. It was designed to regulate growth along this heavily developed retail corridor by ensuring that adequate landscaping, traffic improvements, parks and pedestrian circulation were considered during any new development. As a result of the enactment of this overlay district, if the subject site were vacant and available for development the requirements of development would be further restricted as follows:

      Maximum FAR                   Lowered to .32 with the possibility of an
                                    increase to .40 under certain guidelines for traffic and pedestrian circulation improvement.

      Open Space Requirements       Base landscape surface ratio increased to 20
                                    percent for retail development and 40
                                    percent for office development.

      For projects of the subject's magnitude and caliber, specific site plan review is required for the numerous array of factors that would come to bear within the approval process. Accordingly, while certain bulk area requirements may come into consideration, it is the full plan review that considers all influencing factors that has the primary weight.

      We are not experts in the interpretation of complex zoning ordinances, however, we assume the subject has been constructed within the confines of the highway overlay district regulations. As such, we assume that all general requirements have been met and that the existing improvements conform to code.

      We know of no deed restrictions, private or public, that further limit the subject property's use. The research required to determine whether or not such restrictions exist, however, is beyond the scope of this appraisal assignment. Deed restrictions are a legal matter and only a title examination by an attorney or title company can usually uncover such restrictive covenants. Thus, we recommend a title search to determine if any such restrictions do exist.

================================================================================


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                                                             CUSHMAN &
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

                                                            HIGHEST AND BEST USE
================================================================================

Highest and Best Use of Site As Though Vacant

      According to the Dictionary of Real Estate Appraisal, Third Edition
(1993), a publication of the Appraisal Institute, the highest and best use of the site as though vacant is defined as:

      Among all reasonable, alternative uses, the use that yields the highest present land value, after payments are made for labor, capital, and coordination. The use of a property based on the assumption that the parcel of land is vacant or can be made vacant by demolishing any improvements.

      We have evaluated the site's highest and best use improved and as if vacant. In both cases the highest and best use must meet four criteria. The use must be (1) physically possible, (2) legally permissible, (3) financially feasible, and (4) maximally productive. Because the site is improved with improvements that generate an important return, the focus of the highest and best use is on the site as improved.

Highest and Best Use of Property as Improved6

      Physical Factors

      The first constraint imposed on the possible use of the site is dictated by the physical aspects of the parcel itself. As noted in our "Property Description" section of the report, the site is of sufficient size to accommodate the improvements by virtue of the use and access easements to Shoppers World and Flutie Pass. The site is level and has all necessary utilities available. It also has good visibility and accessibility. Its location on a principal arterial strongly supports its regional accessibility. The improvements have been designed as a viable power center complex. The anchor alignment is unique to the market and serves to extend its draw beyond the immediate neighborhood. The layout and design are adequate for its use as a shopping center. Finally, compatibility with existing neighboring uses is also an important consideration. In the case of the subject, Shoppers World is uniquely positioned as the only "power center" in this sector of the MSA. It is well positioned to service both the resident and visitor population. This letter segment is expected to be the recipient of a strong economy. With all of this in mind, we are of the opinion that the current use of the site is physically possible.

      Legal Factors

      Legal restrictions, as they apply to the subject property, are the public restrictions of zoning. To the best of our knowledge, the property complies with all of the zoning requirements under the Business B and Golden Triangle plan. As noted, there are no private restrictions which are known to adversely affect the utilization of the site. Furthermore, we are not aware of any environmental constraints which might impact the property. Finally, it is recognized that the property has been in continuous operation as a retail use since the early 1950s. As such, the existing leases which are in place dictate a retail use for the property.

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                                                            Highest and Best Use
================================================================================

      Financial Feasibility/Maximum Productivity

      After analyzing the physically possible and legally permissible aspects of the property, the highest and best use must be considered in light of financial feasibility and maximum productivity. For a potential use to be seriously considered, it must have the potential to provide a sufficient return to attract investment capital over alternative forms of investment. A positive net income or acceptable rate of return would indicate that a use is financially feasible.

      As discussed in the "Neighborhood and Retail Market Analysis" sections of this report, the subject is an important shopping destination for a substantial trade area that includes over 130,000 people in its primary market. In the "Income Approach" to the valuation of the subject property, we have provided a detailed analysis of the subject's revenue producing ability as a shopping center. These projections have relied upon certain market based assumptions that, in our opinion, closely mirror the subject's position in the marketplace. Consideration has been given to competitive properties in the surrounding market and their potential effects on the subject property. Accordingly, we find that the property, under the concept of continued use, will produce a sufficient income stream to an investor. An alternative use would not be economically justifiable and, as a result, fail the test of financial feasibility and maximum productivity. In our opinion, no other use of the site would provide as great a return. Therefore, we have concluded that the highest and best use of the site as improved is for retail utilization as a shopping center.

As Vacant

      Physical Factors

      The subject parcel is large enough to accommodate a variety of uses, including office, retail, hotel and residential. The subject's highway and interstate access greatly enhance its appeal for a use that relies upon the ability of patrons to be afforded quick and easy access. This is particularly true for a destination retail property which, by necessity, must attract consumers from points beyond its immediate neighborhood. As articulated, both 1-90 and Routes 9 and 30 are principal commercial arterials that are major connectors for regional travel in the metropolitan Boston area. Accordingly, we would find that a retail use of the site would be the most compatible with the environs. Overall, we view the site as being free of any physical limiting conditions that may restrict its development and as such, a large scale commercial project would be a potential use for the site as if vacant.

      Legal Factors

      The second test concerns permitted uses. Legal restrictions, as they apply to the subject are public restrictions of zoning. The Business B and Golden Triangle Overlay designations are designed primarily for commercial utilization. The requirements of this zone are very site specific and governed by review procedures of the Towns of Framingham and Natick. Based on the site's size and layout, with consideration given to parking constraints, a retail development of similar size to the existing improvements may be a permitted use. Due to the site's frontage and proximity to other commercial uses, we believe that retail uses would be a legally conforming use for the site.

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                                                            Highest and Best Use
================================================================================

      Financial Feasibility/Maximum Productivity

      After determining those uses which are physically possible and legally permissible, the remaining uses must be analyzed in light of their financial feasibility. As indicated in the "Regional", "Neighborhood" and "Retail Market Analysis" sections of this report, the Boston MSA is characterized by economic conditions that have been favorable over the past several years. The retail market has not been as negatively affected by the over-building and concessions which have plagued other commercial markets. In addition, we see no significant changes in the local demographics which might threaten the economic viability of the subject site.

      The last test of highest and best use is that of maximum productivity. While this implies a quantitative analysis, it is often most qualitative and sensitive to community, social, political, and governmental standards. In this case, the site is located in a strong retail area of high average household incomes. In addition to the retail facilities in the Metrowest area, there is a strong commercial component surrounded by substantial residential activity. Existing neighborhood uses further compliment the site. The subject's size, location and proximity to regional road networks and residential nodes, lead us to the conclusion that the Highest and Best Use for the subject property, as if vacant, would be for a new shopping center.

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                                      -51-
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

                                                               VALUATION PROCESS
================================================================================

      Appraisers typically use three approaches in valuing real property: The Cost Approach, the Income Approach and the Sales Comparison Approach. The type and age of the property and the quantity and quality of data effect the applicability in a specific appraisal situation.

      The Cost Approach renders an estimate of value based upon the price of obtaining a site and constructing improvements, both with equal desirability and utility as the subject property. Historically, investors have not emphasized cost analysis in purchasing investment grade properties such as power and large community centers. The estimation of obsolescence for functional and economic conditions as well as depreciation on improvements makes this approach sometimes problematic. Furthermore, the Cost Approach fails to fully consider the value of anchor store commitments and the difficulty of site assemblages for such properties. As such, the Cost Approach will not be employed in this analysis due to the fact that the marketplace does not rigidly trade leased shopping centers on a cost/value basis.

      The Sales Comparison Approach is based on an estimate of value derived from the comparison of similar type properties which have recently been sold. Through an analysis of these sales, efforts are made to discern the actions of buyers and sellers active in the marketplace, as well as establish relative unit values upon which to base comparisons with regard to the subject. This approach has a direct application to the subject property. Furthermore, this approach has been used to develop investment indices and parameters from which to judge the reasonableness of our principal approach, the Income Approach.

      By definition, the subject property is considered an income/investment property. Properties of this type are historically bought and sold on the ability to produce economic benefits, typically in the form of a yield to the purchaser on investment capital. Therefore, the analysis of income capabilities are particularly germane to this property since a prudent and knowledgeable investor would follow this procedure in analyzing its investment qualities. Therefore, the Income Approach has been emphasized as our primary methodology for this valuation. The valuation concludes with a final estimate of the subject's market value based upon the total analysis as presented herein.

================================================================================


                                      -52-
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

                                                       SALES COMPARISON APPROACH
================================================================================

Methodology

      The Sales Comparison Approach provides an estimate of value by comparing recent sales of similar properties in the surrounding or competing area to the subject property. Inherent in this approach is the principle of substitution, which holds that "when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming that no costly delay is encountered in making the substitution."

      By analyzing sales that qualify as arms-length transactions between willing, knowledgeable buyers and sellers, we can identify market value and price trends. Comparability in physical, locational and economic characteristics is an important criterion when comparing the sales to the subject property. The basic steps involved in the application of this approach are as follows:

      1. research recent, relevant property sales and current offerings throughout the competitive marketplace;

      2. Select and analyze properties considered most similar to the subject, giving consideration to the time of sale, any change in economic conditions which may have occurred since the date of sale, and other physical, functional, or locational factors;

      3. Reduce the sales price to a common unit of comparison, such as price per square foot of gross leasable area that is to be sold;

      4. Make appropriate adjustments between the comparable properties and the property appraised;

      5. Identify sales which include favorable financing and calculate the cash equivalent price;

      6. Interpret the adjusted sales data and draw a logical value conclusion.

      The most widely-used and market-oriented unit of comparison for properties such as the subject is the sale price per square foot of gross leasable area
(GLA) purchased and the overall capitalization rate extracted from an analysis of the sale.

      The chart of the following page presents an overview of the improved property sales used in this analysis.

================================================================================


                                      -53-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.

==============================================================================================================================
                                                                                                            Anchor    Sale
Sale                                  Sale    Yr Built/              Site Area      Site     GLA Anchor    GLA as   Price/
No.   Name/Location                   Date    Condition  Sale Price   (Sq.Ft.)    Coverage    Sold   GLA   % of  Total Sq.Ft.
==============================================================================================================================
1     Manhattan Village S.C.         Pending   1981      $76,200,000  1,643,083   23.0%    377,965  153,355  40.6%  $201.61
      NEC/Sepulveda Blvd. & Marina    Jul-97   Good
      Los Angeles County,
      Manhattan Beach, California
------------------------------------------------------------------------------------------------------------------------------
2     International Drive Value Ctr. Pending   1995      $20,877,000    984,456   18.9%    186,081  148,274   79.7% $112.19
      International Drive & Touch One Jun-97   Excellent
      Orange County                 Agreement
      Orlando, Florida                Mar-97
------------------------------------------------------------------------------------------------------------------------------
3     280 Metro Center                Jun-97   N/A       $39,174,000       --       --     213,603   87,813   41.1% $183.40
      Metro Center                             Good
      San Mateo County,
      Colma, California
------------------------------------------------------------------------------------------------------------------------------
4     Smoketown Station               May-97   1994      $46,500,000  2,350,062   20.0%    469,392  211,226   45.0%  $99.06
      Prince William Pkwy & Worth              Good
      Prince William County,
      Woodbridge, Virginia
------------------------------------------------------------------------------------------------------------------------------
5     Fremont Hub Shopping Ctr.       Apr-97   1962/94   $45,000,000  1,229,699   40.0%    492,263  274,461   55.8%     $91.41
      Fremont Blvd. & Monry Ave.               Good
      Alameda County,
      Fremont, California
------------------------------------------------------------------------------------------------------------------------------
6     LaJolla Village                 Mar-97   1979/94   $73,500,000       --      --      418,356      --      --    $175.69
      LaJolla, California                      Good

------------------------------------------------------------------------------------------------------------------------------
7     Aboretum Crossing (Phs.I)      Pending   1996      $24,000,000    784,000   23.3%    183,000  154,000   84.2%    $131.15
      U.S. Highway 183 &              Jan-97   Excellent
      N. Mopac Blvd.
      Autin, Texas
------------------------------------------------------------------------------------------------------------------------------
8     Jantzen Beach Supercenter       Dec-96   1972/96   $76,500,000  2,938,558   26.8%    788,826  663,404   84.1%     $96.98
      N. Jantzen Dr & N. Center Ave            Good
      Portland, Oregon

------------------------------------------------------------------------------------------------------------------------------
9     Lawrenceville Market Center     Nov-96   1995      $34,600,000                       499,129  459,209   92.0%     $69.32
      Ga. 316 & GA. 120                        Excellent
      Lawrenceville, Georgia

------------------------------------------------------------------------------------------------------------------------------
10    Saugus Plaza                    Oct-96   N/A       $12,175,000    722,225   23.3%    168,076  138,000   82.1%     $72.44
      156 Main Street                          Good
      Saugus, MA
------------------------------------------------------------------------------------------------------------------------------
11    The Village at University Place Aug-96   1995-97   $33,400,000  1,633,500   20.5%    334,500  140,200   41.9%     $99.85
      1-85 @ W.T. Harris Blvd.                 Excellent
      Charlotte, North Carolina
------------------------------------------------------------------------------------------------------------------------------
12    Preston Shepard Place           Jul-96   1995      $46,800,000  1,359,072   26.7%    363,256  265,837   73.2%    $128.83
      SWC/Preston & Park Blvd.                 Excellent
      Colling County,
      Plano, Texas
------------------------------------------------------------------------------------------------------------------------------
13    Middlesex Mall                  Jun-96   1976/87   $13,050,000  1,354,716   16.0%    217,363  133,435   61.4%     $60.04
      43 Middlesex Turnpike                    Good
      Burlington, MA
------------------------------------------------------------------------------------------------------------------------------
14    Villa Marina Marketplace        Jan-96   1976/91   $80,000,000  1,000,573   45.9%    459,703  218,929   47.6%    $174.03
      Mexella & Lincoln Blvd.,                 Good
      Marina Freeway
      Marina Del Rey, California
------------------------------------------------------------------------------------------------------------------------------
15    Corbins Corner                  Nov-95   1970/89   $29,500,000    867,846   21.5%    186,734   96,833   51.9%    $157.98
      Route 71 & I-84                          Good
      Hartford County
      West Hartford, Connecticut
==============================================================================================================================
      Survey High:                                       $80,0000,000 2,938,558     --     788,826  663,404            $201.61
      Survey Low:                                         $12,175,000   722,225     --     168,076   87,813             $60.04
==============================================================================================================================
      Survey Average:                                     $43,418,400 1,405,649   25.4%    357,216  224,641   62.9%    $123.60
==============================================================================================================================


=================================================================================================================================

Sale                                  NOI/                                  Occupancy
No.   Name/Location                  Sq.Ft. OAR     Anchor Tenants          At Sale     Comments
=================================================================================================================================
1     Manhattan Village S.C.         $15.87 7.87%   Ralph's, Sav-On,        93.3%
      NEC/Sepulveda Blvd. & Marina                  Mann Theaters,
      Los Angeles County,                           Macy's Mens
      Manhattan Beach, California
---------------------------------------------------------------------------------------------------------------------------------
2     International Drive Value Ctr. $11.21 9.99%   Bed Bath & Beyond,      100.0%      New power-oriented center in tourist
      International Drive & Touch One               Ross, Old Navy, T.J.                area. Incl. $650,000 outpad site. Anchor
      Orange County                 A               Maxx, Books-A-Million,              rents $10/sf; in-line $15/sf.IRR appx.
      Orlando, Florida                              Shoe Carnival                       11.0%; term. cap 10.0%.
---------------------------------------------------------------------------------------------------------------------------------
3     280 Metro Center               $15.50 8.45%   Marshalls, Nordstrom    99.0%       351,632sf ctr. known as the country's
      Metro Center                                  Rack, Kids R Us, Old                first "power" ctr. IRR appx. 10.76% w/
      San Mateo County,                             Navy, Barnes & Noble                term. cap. Of 9.5%. UACinema, vacant
      Colma, California                                                                 Home Depot, & NYFabric not incl.
---------------------------------------------------------------------------------------------------------------------------------
4     Smoketown Station              $10.13 10.23%  Lowes Home Center,      95.0%       Ctr. abuts Potomac Mills Mall in retail
      Prince William Pkwy & Worth                   Shoppers Food Whse,                 hub for county. Anchor rents $8.40/sf;in-
      Prince William County,                        Best Buy                            line $14-$19/sf. Other majors incl.
      Woodbridge, Virginia                                                              KidsRUs, PetSmart, SuperCrown.
---------------------------------------------------------------------------------------------------------------------------------
5     Fremont Hub Shopping Ctr.      $8.00  8.75%   Safeway, Ross, Longs                661,140sf ctr. originally constructed as
      Fremont Blvd. & Monry Ave.                    Drug, Old Navy,                     regional ctr. Converted b/w '92-'94.
      Alameda County,                               OfficeMax,                          Anchors not incl. in GLA sold are  Mont-
      Fremont, California                           Tower Records                       gomery Ward & Home Express.
---------------------------------------------------------------------------------------------------------------------------------
6     LaJolla Village                $15.81 9.00%   Smith's Food King,                  Solus to Prudential.
      LaJolla, California                           AMC Theaters, Ross,
                                                    Marshalls, Super Crown
---------------------------------------------------------------------------------------------------------------------------------
7     Aboretum Crossing (Phs.I)      $13.70 10.45%  Circuit City, Cost Plus,98.0%       Presale of promotional center. Sale
      U.S. Highway 183 &                            Baby Superstore, Design             expected to close by Jan. 31, 1997.
      N. Mopac Blvd.                                Shoe Whse, Just For                 REIT purchase based on direct cap.
      Autin, Texas                                  Feet, Mikasa
---------------------------------------------------------------------------------------------------------------------------------
8     Jantzen Beach Supercenter      $8.87  9.15%   Kmart,Home Depot,Toys   97.0%       Redevelopment of a failed mall. Mont-
      N. Jantzen Dr & N. Center Ave                 RUs, REI,Ross,Comp.                 gomery Ward & Kmart anchor enclosed
      Portland, Oregon                              City,Copelands,Linens,              mall of 87,500 square feet. Montgomery
                                                    OldNavy,Barnes&Noble                Ward on ground lease.
---------------------------------------------------------------------------------------------------------------------------------
9     Lawrenceville Market Center    $6.59  9.50%   Target *, Home Depot *, 100.0%      Cash acquisition by Equitable Real
      Ga. 316 & GA. 120                             AMC, Goody's, Linens N              Estate Investment Management.
      Lawrenceville, Georgia                        Things, Marshalls, MJ               * Ground Lease
                                                    Design, PetsMart
---------------------------------------------------------------------------------------------------------------------------------
10    Saugus Plaza                   $7.97  11.00%  K-Mart, Super Stop &    94.0%       Purchased as part of a 27 property bulk
      156 Main Street                               Shop, PJ's Pet Center               sale which reportedly had an overall
      Saugus, MA                                                                        capitalization rate of 11.0%.
---------------------------------------------------------------------------------------------------------------------------------
11    The Village at University Place$9.84  9.85%   Best Buy, Office Depot, 100.0%      Other anchors at center are Wal-Mart
      1-85 @ W.T. Harris Blvd.                      TJ Maxx, Rhodes                     and Sam's Club. This is a pre-sale of
      Charlotte, North Carolina                     Furniture                           new center developed by Hawn.
---------------------------------------------------------------------------------------------------------------------------------
12    Preston Shepard Place          $12.11 9.40%   Marshalls, Steinmart,   100.0%      New ctr. in affluenct area. Traffic counts
      SWC/Preston & Park Blvd.                      Office Depot, Baby                  >37,000 & 45,000/day. Buyer used
      Colling County,                               Superstore, MJ Des.,                10.5% IRR & 9.25% terminal cap in analysis.
      Plano, Texas                                  Borders, HomePlace                  Avg. rent = $15.73/sf.
---------------------------------------------------------------------------------------------------------------------------------
13    Middlesex Mall                 $6.30  10.50%  Caldor, Market Basket,  80.0%       Older center north of Boston. Purchaser
      43 Middlesex Turnpike                         Loehmanns, Linens 'N                planned to reorient towards a power
      Burlington, MA                                Things                              center format.
---------------------------------------------------------------------------------------------------------------------------------
14    Villa Marina Marketplace       $18.43 10.59%  Vons, Sav-On,           92.0%       Project consists of 2 properties; 2nd
      Mexella & Lincoln Blvd.,                      UA Theatres, Sport                  largest retail ctr. west of San Diego Fwy
      Marina Freeway                                Chalet, Cineplex                    b/w Ventura Fwy & Manhattan. Sales=
      Marina Del Rey, California                    Odeon, Gelson's                     $347/sf; rents=$12-45/sf.
---------------------------------------------------------------------------------------------------------------------------------
15    Corbins Corner                 $14.98 9.48%   Filene's Basement       96.1%       Specialty retail center located across
      Route 71 & I-84                               Toys R Us                           from Westfarms Mall at I-84. Strong
      Hartford County                               Kids R Us                           trade area. Renovated in 1989.
      West Hartford, Connecticut                    Old Navy
=================================================================================================================================
      Survey High:                   $18.43 11.00%                          100.0%
      Survey Low:                    $6.30  7.87%                           80.0%
=================================================================================================================================
      Survey Average:                $11.69 9.61%                           95.7%
=================================================================================================================================

                                                       Sales Comparison Approach
================================================================================

Overview of Sales

      The negotiated sale price of comparable properties tends to set a range in which the value of the subject will usually fall. In total, 15 comparable sales have been analyzed for this analysis. These represent large community and power center sales across the United States. We broadened our search to a national basis because there were insufficient sales of similar properties in the local market. The sales range between $60.04 and $201.64 per square foot of GLA sold with overall capitalization rates ranging from a low of 7.87 percent to a high of 11.0 percent. These transactions occurred between November, 1995 and June 1997, thus they are considered current sales.

      For the sales surveyed, the mean overall sale price is calculated to be $43.4 million. The mean gross leasable area sold is 357,216 square feet, with the mean overall price per square foot calculated at $123.60 per square foot. Finally, the survey shows a mean NOI of $11.69 per square foot, with an overall capitalization rate of 9.61 percent.

      As can be seen, the sales vary from property to property, based on various characteristics of each property. Some of the most notable differences between the comparable sales include site coverage, anchor GLA as a component of GLA sold, occupancy, tenant merchandising and anchor credit, and the net operating income achieved per square foot.

Discussion of Most Recent Comparable Sales

      Sale No. 1, the most recent comparable transaction surveyed, is the sale of Manhattan Village Shopping Center in Manhattan Beach, California. This is a pending sale of a 377,965 square foot center anchored by Ralph's Sav-on, Mann Theaters and Macy's Mens Shops. The property was built in 1981 and is in good condition. Its strong location results in high rental rates and a resulting high net operating income of $15.87 per square foot, similar to the subject's at $15.22 per square foot. The property was at stabilized occupancy of 93.3 percent at the time of the sale. These strong locational and income factors resulted in the property selling at an overall rate of only 7.87 percent, the lowest of the surveyed properties.

      Sale No. 2, is the pending sale of a 186,081 square foot center located on International Drive in Orlando, Florida. The property was developed in 1995 and is in excellent condition. The power center is located in a tourist area and includes a $650,000 pad site. Anchor tenant rents average approximately $10.00 per square foot with in-line tenants averaging $15.00 per square foot. This smaller center is anchored by strong national tenants such as TJ Maxx, Old Navy and Bed, Bath and Beyond. The sale price per square foot of owned GLA was $112.19. This price results in a going-in capitalization rate of 9.99 percent.

      Sale No. 3, is located in Colma California. The 213,603 square foot center sold in June 1997 for $183.40 per square foot based on an NOI per square foot of $15.50, similar to the subject's NOI. The center has strong anchor tenants in Marshalls, Nordstrom Rack, Kids 'R Us, Old Navy and Barnes & Noble. Total square footage of the property is 351,632 and includes other space occupied by UA Cinema, NY Fabric and a vacant Home Depot. The property sold based on an overall capitalization rate of 8.45 percent.

================================================================================


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                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       Sales Comparison Approach
================================================================================

      Sale No. 4, took place in May 1997. The 469,392 square foot center is adjacent to Potomac Mills Mall in a strong local retail area of Woodbridge Virginia. Rental rates at the center average about $5.00 per square foot lower than the subject's and thus the property sold on a unit basis below $100 per square foot. At 10.23 percent, it also sold at a slightly higher OAR than the previous sales.

      Sale No. 5, is a Freemont California sale of a 492,392 square foot center with a total of 661,140 square feet of building area. The property was originally constructed as a regional mall and redeveloped in the early 1990s into is current configuration. The property sold at an OAR of 8.75 percent with an average NOI of $8.00 per square foot.

      Sale 6 is a 418,356 square foot center located in LaJolla California that sold in March 1997. The property's anchors included an AMC Theaters, Marshalls, Ross and Smith's Food King. Like the subject, the property's NOI is high which resulted in a high price paid for the center of $175.69 per square foot.

      Only two sales in the selection are geographically proximate to the subject. They include Sale No. 10 (Saugus Plaza), and Sale No. 13 (Middlesex
Mall). Saugus Plaza is a 168,076 square foot center located north of Boston in a strong retail area. It is anchored by K-Mart, Super Stop & Shop and PJ's Pet Center. This property was purchased along with 26 other properties in metropolitan Boston as part of a bulk purchase. The buyer indicated the portfolio was purchased based on an overall rate of 11.0 percent but would not divulge any specific information about individual properties. Since the sale, a number of tenants have left the center as part of a repositioning strategy.

      The second local sale is the Middlesex Mall in Burlington Massachusetts. This center was developed as a regional mall in 1976 but has been slowly transformed into a power center in the past few years. There was considerable in-line vacancy at the time of the sale and the purchaser planned to eliminate the in-line tenants and redevelop the interior space for larger users. The low NOI per square foot reflects the condition of the center at the time of the sale.

      We would also note Sale No. 8 as it represents the largest center in the survey, with strong anchor alignments which make up a majority of GLA. This center reflects a sale price of $96.98 per square foot with an overall rate of
9.15 percent. The lower unit sale price results from the lower NOI per square foot when compared to the subject's. The property is a redevelopment of a failed regional mall situated near the Oregon-Washington border along Interstate 5 in north Portland.

      The balance of comparable shopping center sales are situated in varying markets across the country. They have been included because of their comparability to the subject by virtue of anchor alignment, merchandising mix, size, etc, although only one is similar in terms of its size. We believe that these sales provide a better indication of value for the subject than the local/regional center sales.

Analysis of Sales

      The major elements of comparison for an analysis of this type include the property rights conveyed, the financial terms incorporated into a particular transaction, the conditions or

================================================================================


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                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       Sales Comparison Approach
================================================================================

motivations surrounding the sale, changes in market conditions since the sale, the location of the real estate, its physical traits and the economic characteristics of the property. The first adjustment made to the market data takes into account differences between the subject property and the comparable property sales with regard to the legal interest transferred. Advantageous financing terms or peculiar conditions of sale are then adjusted to reflect a normal market transaction. Next, changes in market conditions must be accounted, thereby creating a time adjusted normal unit of comparison. Lastly, adjustments for location, the physical traits, and the economic characteristics of the market data are made in order to generate the final adjusted unit rate which is appropriate for the subject property.

Property Rights Conveyed

      All of the sales utilized in this analysis involved the transfer of the leased fee interest in the real property. The comparables were all encumbered by a number of leases with varying sized tenants and expiration dates. We believe, then, that no adjustment to the market data is necessary for the property rights conveyed.

Financial Terms

      To the best of our knowledge, all of the sales utilized in this analysis were accomplished with cash and/or cash and market oriented financing. Therefore, no adjustment for financial terms is required for the comparables.

Conditions of Sale

      Adjustments for conditions of sale usually reflect the motivations of the buyer and the seller. In many situations the conditions of sale may significantly affect transaction prices. However, all sales used in this analysis are considered to be "arms-length" market transactions between both knowledgeable buyers and sellers on the open market. Therefore, no adjustment for conditions of sale are required for the comparables with the exception of Sale 10 which was part of a bulk purchase. Typically in bulk purchases, properties are purchased based on an overall average of prices rather than applying specific investment parameters to an individual stronger or weaker property. As a result, we believe Sale 10 warrants a positive adjustment for the bulk purchase consideration.

Market Conditions

      As discussed in the "Trade Area Analysis" section of this report, the subject property is expected to continue capturing a substantial share in its market area. Many retail markets are now considered to be over-built. For instance, many markets have experienced a flood of new big box users over the past several years. This has been the direct result of the explosive retail market in the mid to late 1980s and following the recession of the early 1990s. As such, fewer transactions have transpired over the last few years as a result of the inability of knowledgeable buyers and sellers to come to terms. High vacancy rates, declining rental and growth rates, expected expense growth, and an abundance of competition, combined with competition from alternative investments and general lack of financing, have served to depress the market for retail space. For this reason, negative adjustments might be considered appropriate for older sales in this analysis.

================================================================================


                                      -57-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       Sales Comparison Approach
================================================================================

      Still, well performing retail projects have become an attractive investment to such entities as foreign and domestic insurance companies, pension funds and syndication's. Moreover, the majority of sales presented have all taken place within the last 12 to 18 months. Adjustments for market conditions are difficult at best in this kind of analysis. Thus, no market condition adjustments would be considered necessary in this instance.

Location

      An adjustment for location may be required when the locational characteristics of a comparable property are different from those of the subject property. Adjustments of this sort are difficult as well. Without a better analysis of comparable trade areas and sales averages at the sale properties, adjustments of this sort are virtually impossible. As discussed in the "Regional" and "Retail Market" sections of this report, metropolitan Boston has experience slow but steady growth in the past few years and has recovered well from the deep recession New England suffered in the early 1990s. Thus it is poised for continued vitality into the foreseeable future.

      From a review of the sales, there appear to be no glaring locational differences between comparables. It is noted, however, that several of the sales are located in areas which are experiencing somewhat better population and income growth, which would be considered superior to the subject location. Likewise, some of the properties are in markets which are experiencing either negative or slower growth and could be considered inferior to the subject. Several of the properties are also situated in significantly smaller trade areas/regions which would be considered inferior to Boston. The strength of the subject's trade area income places it in a positive locational position.

Physical Traits

      Most sales presented were constructed or renovated during the mid-1980s to the early 1990s. Some involved the reconfiguration of an older strip center into a power center format. All sales were considered to be in good condition at sale and no measurable physical adjustments can be readily quantified.

Economic Characteristics

      Most income producing properties are purchased on gross expected income, rather than leasable area, making unit prices a somewhat subjective reflection of investment behavior. In our opinion, a buyer's criteria for the purchase of a retail property is predicated primarily on the property's income characteristics. Thus, we have identified a relationship between the operating income and the sales price of the property.

      Typically, a higher net operating income per square foot corresponds to a higher sales price per square foot. Therefore, this adjustment incorporates factors such as location, tenant mix, rental levels, operating characteristics, and building quality, making adjustments more objective rather than subjective.

      In order to quantify the appropriate adjustments to the indicated per square foot unit values, we compare the subject's first year projected net operating income per square foot to

================================================================================


                                      -58-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       Sales Comparison Approach
================================================================================

the pro-forma income of the individual sale properties. The table below adjusts each property's sale price per square foot on this basis. The derivation of the subject's projected first year net operating income (FY1998 $15.22 per square foot) is presented in the "Income Approach" section of this report and is based on first year NOI.

================================================================================
                        Price Per SQ/FT Adjustment Chart
================================================================================
             Comp.
              Sale         Subject      Adjust.       Unadjust.        Adjust.
Sale No.     NOI/SF        NOI/SF       Factor       Unit Price      Unit Price
================================================================================
   1         $15.87        $15.22       0.9590         $201.61        $193.35
--------------------------------------------------------------------------------
   2         $11.21        $15.22       1.3577         $112.19        $152.32
--------------------------------------------------------------------------------
   3         $15.50        $15.22       0.9819         $183.40        $180.09
--------------------------------------------------------------------------------
   4         $10.13        $15.22       1.5025          $99.06        $148.83
--------------------------------------------------------------------------------
   5          $8.00        $15.22       1.9025          $91.41        $173.91
--------------------------------------------------------------------------------
   6         $15.81        $15.22       0.9627         $175.69        $169.13
--------------------------------------------------------------------------------
   7         $13.70        $15.22       1.1110         $131.15        $145.70
--------------------------------------------------------------------------------
   8          $8.87        $15.22       1.7159          $96.98        $166.41
--------------------------------------------------------------------------------
   9          $6.59        $15.22       2.3096          $69.32        $160.10
--------------------------------------------------------------------------------
  10          $7.97        $15.22       1.9097          $72.44        $138.34
--------------------------------------------------------------------------------
  11          $9.84        $15.22       1.5468          $99.85        $154.44
--------------------------------------------------------------------------------
  12         $12.11        $15.22       1.2568         $128.83        $161.92
--------------------------------------------------------------------------------
  13          $6.30        $15.22       2.4159          $60.04        $145.05
--------------------------------------------------------------------------------
  14         $18.43        $15.22       0.8258         $174.03        $143.72
--------------------------------------------------------------------------------
  15         $14.98        $15.22       1.0160         $157.98        $160.51
================================================================================
Survey
 Mean:       $11.69         $15.22      1.3020         $123.60        $160.92
================================================================================

      After adjustments for these economic differences, the sales presented reflect a range from approximately $138 to $193 per square foot with a mean of approximately $161 per square foot on a stabilized basis. The subject's "stabilized" net operating income per square foot of $15.22 is considered to be most comparable to Sales Nos. 1, 3, 8, and 15. These improved property sales show adjusted unit rates ranging between $161 and $193 per square foot of gross leasable area.

      The sale price per square foot of gross leasable area, including land, implicitly contains both the physical and economic factors of the value of a shopping center. Such statistics, however, do not explicitly convey by themselves many of the details surrounding a specific income producing property like the subject. Nonetheless, the process we have undertaken here is an attempt to quantify the unit price based upon the subject's income producing potential.

      The subject is viewed as being the dominant power center in an area with excellent demographics and limited competition. It is well leased with several tenants that are unique to the market. Continued upside exists through the potential for overage rents as the center matures.

================================================================================


                                      -59-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       Sales Comparison Approach
================================================================================

      Considering the characteristics of the subject relative to the above, we believe that a unit rate at the middle of the range of $165 to $170 per square foot is appropriate. Applying this unit rate range to 778,292 square feet results in a value of approximately $128,400,000 to $132,300,000 for the subject property.

      Based upon a net income of $11,843,750, a range of overall capitalization rates extending from 9.0 to 9.2 percent is generated by the indicated value. This range is considered to be reasonable for a property of the subject's caliber.

Conclusion

      In light of the above, it is our opinion that the Sales Comparison Approach indicates a market value for the subject in the range of $128,400,000 to $132,300,000, as of August 1, 1997.

================================================================================


                                      -60-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 INCOME APPROACH
================================================================================

Introduction

      The Income Approach is based upon the economic principle that the value of a property capable of producing income is the present worth of anticipated future net benefits. The net income projected is translated into a present value indication using the capitalization process. There are various methods of capitalization that are based on inherent assumptions concerning the quality, durability, and pattern of the income projection.

      Where the pattern of income is irregular due to existing leases that will terminate at staggered, future dates, or to an absorption or stabilization requirement on a newer development, the discounted cash flow analysis is the most applicable.

      Discounted Cash Flow Analysis (DCF) is a method of estimating the present worth of future cash flow expectancies by individually discounting each anticipated collection at an appropriate discount rate. The indicated market value by this approach is the accumulation of the present worth of future projected years' net income (before income taxes and depreciation) and the present worth of the reversion of the estimated property value at the end of the projection period. The estimated value of the reversion at the end of the projection period is based on the capitalization of the next year's projected net income.

      A second method of valuation, using the Income Approach, is to directly capitalize a stabilized net income based on rates extracted from the market or built up through mortgage equity analysis. This is a valid method of estimating the market value of the property as of the achievement of stabilized operations. In the case of the market value of the subject, operations are considered to be at stabilization. Thus, the direct capitalization method will provide additional support in the valuation process.

Discounted Cash Flow

      The Discounted Cash Flow produces an estimate of value through an economic analysis of the subject property in which the net income generated by the asset is converted into a capital sum at an appropriate rate. First, the revenues which a fully informed investor can expect the subject to produce over a specified time horizon are established through an analysis of the current rent roll, as well as the rental market for similar properties. Second, the projected expenses incurred in generating these gross revenues are deducted. Finally, the residual net income is discounted into a capital sum at an appropriate rate which is indicative of the subject property's current value in the marketplace.

      In this Income Approach to the valuation of Shoppers World, we have utilized a 10 year holding period for the investment with the cash flow analysis commencing on August 1, 1997. Investors typically look at holding periods between 10 and 15 years. We have tested the sensitivity of the present value over a 10 to 15 year time horizon and chosen a 10 year period as being a realistic time to sell. Although an asset such as the subject has a much longer useful life, an investment analysis becomes more meaningful if limited to a time period considerably less than the real estate's economic life, but of sufficient length for an investor. A 10 year holding period for this investment is considered long enough to model the asset's performance and profit from a focused effort on maximizing its tenant mix, but short enough to

================================================================================


                                      -61-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

reasonably estimate the expected income and expenses of the real estate. Please note that our cash flows are provided on a fiscal year basis.

      The revenues and expenses which an informed investor may expect to incur from the subject property will vary, without a doubt, over the holding period. Major investors active in the market for this type of real estate establish certain parameters in the computation of these cash flows and criteria for decision making which this valuation analysis must include if it is to be truly market-oriented. These current computational parameters are dependent upon market conditions in the area of the subject property as well as the expectations of the investment universe for this type of real estate. Cushman & Wakefield regularly surveys these market participants. The results of our most recent Investor Survey are found in the Addenda.

      By forecasting the anticipated income stream and discounting future value at reversion to current value, the capitalization process may be applied to derive a value that an investor would pay to receive that particular income stream. Typical investors price real estate on their expectations of the magnitude of these benefits and their judgment of the risks involved. Our valuation endeavors to reflect the most likely actions of typical buyers and sellers of property interests similar to the subject. In this regard we see the subject as an important long term investment opportunity for a competent shopping center owner/developer.

      An analytical real estate computer model that simulates the behavioral aspects of the property and examines the results mathematically is employed for the discounted cash flow analysis. In this instance, it is the PRO-JECT +plus software model. Since investors are the basis of the marketplace in which the subject property will be bought and sold, this type of analysis is particularly germane to the appraisal problem at hand. On the following page is a summary of the expected annual cash flows from the operation of the subject over the stated investment holding period. Following is a detailed discussion of the components which form the basis of this analysis.

Potential Gross Revenues

      The total potential gross revenues generated by the subject property are composed of a number of distinct elements; minimum rent determined by lease agreement, additional overage rent based upon a percentage of retail sales, and reimbursement of certain expenses incurred in the ownership and operation of the real estate.

      The minimum base rent represents a legal contract establishing a return to the investors in the real estate, while the passing of certain expenses on to tenants serves to maintain this return in an era of continually rising costs of operation. The additional rent based upon a percentage of retail sales experienced at the subject property serves to preserve the purchasing power of the residual income to an equity investor over time. In the initial year of the investment, fiscal year 1998, it is projected that the subject property will generate approximately $16,411,630 in potential gross revenues, equivalent to $21.09 square foot of

================================================================================


                                      -62-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                         SHOPPERS WORLD   1997 UPDATE
                            PROJECT DESIGNATOR: SW97
                             ANNUAL CASH FLOW REPORT
                          BEGINNING 8/1/97 FOR 10 YEARS
                                 7/31/97 @ 15:26

                        FY1998        FY1999        FY2000        FY2001
INCOME
------
MINIMUM RENT:
ALL TENANTS           12,296,586    12,701,378    12,788,898    13,310,526
                     -----------   -----------   -----------   -----------
TOTAL MINIMUM RENT    12,296,586    12,701,378    12,788,898    13,310,526

RECOVERIES:
CAM                    1,564,377     1,630,860     1,687,732     1,746,963
REAL ESTATE TAXES      2,271,916     2,922,664     3,024,961     3,130,833
INSURANCE                176,546       183,996       190,435       197,102
                     -----------   -----------   -----------   -----------
TOTAL RECOVERIES       4,012,839     4,737,520     4,903,128     5,074,898

OVERAGE RENT             102,205       246,478       257,555       269,020

SALES VOLUME (000)        89,599        92,735        95,980        99,340
                     -----------   -----------   -----------   -----------
GROSS RENTAL
 INCOME               16,411,630    17,685,376    17,949,580    18,654,444
VACANCY ALLOWANCE        (62,499)      (66,218)      (67,543)      (69,136)
                     -----------   -----------   -----------   -----------
TOTAL INCOME          16,349,131    17,619,158    17,882,036    18,585,308

EXPENSES
--------
TOTAL CENTER CAM       1,398,667     1,447,620     1,498,287     1,550,727
TOTAL CTR TAXES        2,265,926     2,903,967     3,005,606     3,110,801
TOTAL CTR INSURANCE      184,324       190,775       197,452       204,363
MANAGEMENT FEE           656,464       707,415       717,983       746,177
                     -----------   -----------   -----------   -----------
TOTAL EXPENSES         4,505,381     5,249,777     5,419,328     5,612,068
                     -----------   -----------   -----------   -----------
NET OPERATING
 INCOME               11,843,750    12,369,381    12,462,708    12,973,240

COMMISSIONS                    0             0             0             0
STRUCTRUAL RESERVE        77,734        80,455        83,271        86,186
                     -----------   -----------   -----------   -----------
CASH FLOW             11,766,016    12,288,926    12,379,437    12,887,054

                        FY2002        FY2003        FY2004        FY2005        FY2006        FY2007
INCOME
------
MINIMUM RENT:
ALL TENANTS           13,579,052    13,703,448    13,737,000    13,798,666    14,545,456    14,792,214
                     -----------   -----------   -----------   -----------   -----------   -----------
TOTAL MINIMUM RENT    13,579,052    13,703,448    13,737,000    13,798,666    14,545,456    14,792,214


RECOVERIES:
CAM                    1,805,896     1,864,100     1,925,917     1,993,672     2,061,990     2,130,532
REAL ESTATE TAXES      3,240,412     3,353,826     3,471,209     3,592,700     3,716,788     3,848,589
INSURANCE                204,000       211,139       218,532       226,179       233,955       242,288
                     -----------   -----------   -----------   -----------   -----------   -----------
TOTAL RECOVERIES       5,250,308     5,429,065     5,615,658     5,812,551     6,012,733     6,221,409


OVERAGE RENT             280,885       293,166       305,876       319,032       332,648       346,742


SALES VOLUME (000)       102,817       106,415       110,140       113,995       117,946       122,007
                     -----------   -----------   -----------   -----------   -----------   -----------
GROSS RENTAL
 INCOME               19,110,244    19,425,678    19,658,534    19,930,248    20,890,836    21,360,366
VACANCY ALLOWANCE        (73,243)      (74,494)      (75,495)      (76,540)      (78,171)      (83,753)
                     -----------   -----------   -----------   -----------   -----------   -----------
TOTAL INCOME          19,037,000    19,351,184    19,583,040    19,853,708    20,812,664    21,276,612

EXPENSES
--------
TOTAL CENTER CAM       1,605,002     1,661,177     1,719,318     1,779,494     1,841,777     1,906,239
TOTAL CTR TAXES        3,219,679     3,332,368     3,449,001     3,569,716     3,694,655     3,823,968
TOTAL CTR INSURANCE      211,516       218,919       226,581       234,512       242,719       251,215
MANAGEMENT FEE           764,409       777,027       786,341       797,210       835,633       854,415
                     -----------   -----------   -----------   -----------   -----------   -----------
TOTAL EXPENSES         5,800,606     5,989,491     6,181,241     6,380,932     6,614,784     6,835,837
                     -----------   -----------   -----------   -----------   -----------   -----------
NET OPERATING
 INCOME               13,236,394    13,361,693    13,401,799    13,472,776    14,197,880    14,440,775


COMMISSIONS                    0             0             0             0        16,052             0
STRUCTRUAL RESERVE        89,202        92,324        95,555        98,900       102,361       105,944
                     -----------   -----------   -----------   -----------   -----------   -----------
CASH FLOW             13,147,192    13,269,369    13,306,244    13,373,876    14,079,467    14,334,831

                                                                 Income Approach
================================================================================

total appraised GLA of 778,292 square feet. These forecasted revenues may be allocated to the following components:

================================================================================
                                 Shoppers World
                                 Revenue Summary
                      Initial Year of Investment - FY 1998
================================================================================
 Revenue Component                    Amount         Unit Rate   Income Ratio
================================================================================
   Minimum Rent                    $12,296,586        $ 15.80        74.9%
--------------------------------------------------------------------------------
   Overage Rent                    $   102,205        $   .13         0.6%
--------------------------------------------------------------------------------
Expense Recoveries                 $ 4,012,839        $  5.16        24.5%
--------------------------------------------------------------------------------
       Total                       $16,411,630        $ 21.09       100.0%
================================================================================

      Minimum Rental Income

      The minimum rent produced by the subject property is derived from that paid by the various tenant types. The projection utilized in this analysis is based upon the actual rent roll and our projected leasing schedule in place as of the date of appraisal, together with our assumptions as to the absorption of vacant space (if applicable) market rent growth, and renewal/turnover probability.

      The rental income which an asset such as the subject property will generate for an investor is analyzed as to its quality, quantity and durability. The quality and probable duration of income will affect the amount of risk which an informed investor may expect over the property's useful life. The segregation of the income stream along these lines allows us to control the variables related to the center's forecasted performance with greater accuracy. Each tenant type lends itself to a specific weighting of these variables as the risk associated with each varies.

      The minimum rents forecasted at the subject property are essentially derived from various tenant categories: anchor tenant revenues consisting of base rent obligations, tenant revenues consisting of all in-line shops and ground rent paid by outparcel tenants.

      In our investigation and analysis of the marketplace, we have surveyed, and ascertained where possible, rent levels being commanded by competing centers. However, it should be recognized that large retail shopping centers are generally considered to be separate entities by virtue of age and design, accessibility, visibility, tenant mix and the size and purchasing power of the trade area. Consequently, the best measure of minimum rental income can sometimes be its actual rent roll leasing schedule.

      Rent from the tenants consists of contractual obligations of the space leases. Aggregate rent in the initial year of the holding period is shown to be $12,296,586 or $15.80 per square foot based upon a total appraisal GLA of 778,292 square feet. As such, our analysis of recently negotiated leases for tenants at the subject provides important insight into perceived market rent levels for the center. This is of particular importance since tenants are cognizant of the center's position in the market and are factoring this knowledge into their lease negotiations. Inasmuch as a tenant's ability to pay rent is based upon expected sales achievement, the level of negotiated rents is directly related to the tenant's perception of expected performance at the property. The following chart summarizes the various components of minimum rent.

================================================================================


                                      -64-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

================================================================================
                             Minimum Rent Allocation
================================================================================
       Minimum Rent            FY1998 Revenue     Applicable GLA    Unit Rate
================================================================================
          Anchors              $10,273,896         712,487 SF        $14.42
--------------------------------------------------------------------------------
   Tenants <       1,000 SF           $-0-              00 SF         $0.00
--------------------------------------------------------------------------------
  Tenants 1,000 -  2,999 SF       $260,992           6,002 SF        $43.48
--------------------------------------------------------------------------------
  Tenants 3,000 -  4,999 SF           $-0-              00 SF         $0.00
--------------------------------------------------------------------------------
  Tenants 5,000 - 10,000 SF       $463,032          14,571 SF        $31.78
--------------------------------------------------------------------------------
    Tenants >     10,000 SF       $618,740          28,782 SF        $21.50
--------------------------------------------------------------------------------
      Owned Outparcels            $679,926          16,450 SF        $41.33
--------------------------------------------------------------------------------
         Subtotal              $12,296,586         778,292 SF        $15.80
================================================================================
Represents stabilized revenue.
================================================================================

      From the chart, we would expect to see a general pattern of an inverse relationship between suite size and rent. That is, as the suite size increases, the average unit base rent achieved declines. The objective here is to demonstrate a reasonably quantifiable pattern between suite size and rent. Anchors have attained the lowest base rent while the in-line tenant suites have achieved rents ranging from $21.50 to $43.48 per square foot. As such, a declining rent trend relative to suite size is generally in evidence. It should be noted that the anchor tenant revenue is skewed downward because of the below market rents being paid by tenants such as Bradlees, Macy's Furniture, Sears Homelife and Toys and Kids 'R Us.

      These lease transactions implicitly support the assumption that, typically, there is an inverse correlation between unit rates and the amount of space being leased, and they reflect average rates. We recognize that, in practice, there are unit rate gradations within tenant categories based on such attributes as location within the center, unit frontage and depth, tenant type and credit worthiness, concessions/tenant allowances, etc. However, as the tenant mix and configuration may not be fixed over time, it is more appropriate to estimate what the average base rental levels paid at the property would be for the different tenant categories.

Anchor Tenant Leases

      The table on the following page illustrates the anchor tenant alignment along with contract rental rates for each.

================================================================================


                                      -65-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

==========================================================================================
                         Anchor Tenant Revenue Summary
==========================================================================================
Tenant                GLA(SF)   Primary Term       Annual Rent      Unit Rate(SF)   % Rent
==========================================================================================
General Cinema (OP)   85,000      20 yrs.    Yrs. 1-2    $1,700,000    $20.00         9.0%
                                from 1/95    Yrs. 3-20   $1,912,500    $22.50
------------------------------------------------------------------------------------------
Kids 'R us            18,300      25 yrs.            $45,000            $2.46         0.0%
(Ground Lease)                  from 10/94
------------------------------------------------------------------------------------------
Toys 'R Us            45,000      25 yrs.            $105,000           $2.33         0.0%
(Ground Lease)                  from 10/94
------------------------------------------------------------------------------------------
Macy's Furniture      40,000      25 yrs.              $-0-              $-0-         3.0%
(Ground Lease)                  from 9/94
------------------------------------------------------------------------------------------
TJ Maxx               39,884      15 yrs.    Yrs. 1-5      $638,144    $16.00         2.0%
                                 from 8/95   Yrs. 6-10     $701,958    $17.60
                                             Yrs. 11-15    $772,154    $19.36
------------------------------------------------------------------------------------------
Sears Homelife        36,108      l0 yrs.    Yrs. 1-5      $306,918     $8.50         0.0%
                                from 11/94   Yrs. 6-10     $353,784     $9.80
------------------------------------------------------------------------------------------
Bradlees             102,555      30 yrs.    Yrs. 20-30    $100,000      $.98         0.0%
(Existing-OP)                   from 10/75
------------------------------------------------------------------------------------------
A.C. Moore            24,560      l0 yrs.    Yrs. 1-5      $392,960    $16.00         0.0%
                                from 10/97   Yrs. 6-8      $417,520    $17.00
                                             Yrs. 9-10     $442,080    $18.00
------------------------------------------------------------------------------------------
Marshalls             50,081      15 yrs.    Yrs. 1-5      $771,247    $15.40         2.5%
                                 from 7/95   Yrs. 6-10     $848,372    $16.94
                                             Yrs. 11-15    $933,009    $18.00
------------------------------------------------------------------------------------------
Bob's                 50,059      15 yrs.    Yrs. 1-5      $730,861    $14.60         0.0%
                                 from 9/95   Yrs. 6-10     $803,948    $16.06
                                             Yrs. 11-15    $884,042    $17.66
------------------------------------------------------------------------------------------
Linens 'N Things      40,159      15 yrs.    Yrs. 1-5      $692,743    $17.25         2.5%
                                 from 8/95   Yrs. 6-10     $762,218    $18.98
                                             Yrs. 11-15    $838,118    $20.87
------------------------------------------------------------------------------------------
Sports Authority      43,629      20 yrs.    Yrs. 1-2.5    $872,580    $20.00         1.0%
                                 from 5/95   Yrs. 2.5-5    $916,209    $21.00
                                             Yrs. 6-10     $959,838    $22.00
                                             Yrs. 11-15  $1,003,467    $23.00
                                             Yrs. 16-20  $1,047,096    $24.00
------------------------------------------------------------------------------------------
Barnes & Noble        29,963      15 yrs.    Yrs. 1-5      $988,779    $33.00         2.0%
                                from 10/95   Yrs. 6-10   $1,137,096    $37.95
                                             Yrs. 11-15  $1,307,585    $43.64
------------------------------------------------------------------------------------------
Designer Shoe whse.   27,089      10 yrs.    Yrs. 1-5      $487,602    $18.00         2.0%
                                 from 6/97   Yrs. 6-10     $541,708    $20.00
------------------------------------------------------------------------------------------
OfficeMax             30,100      15 Yrs.    Yrs. 1-5      $872,400    $28.98         0.0%
                                 from 3/96   Yrs. 6-10     $902,400    $29.98
                                             Yrs. 11-15    $932,400    $30.98
------------------------------------------------------------------------------------------
The Wiz               50,000       15 yrs.   Yrs. 1-2.5  $1,198,000    $23.96         0.0%
                                from 3/96??  Yrs. 2.5-5  $1,448,000    $28.96
                                             Yrs. 6-10   $1,523,000    $30.46
                                             Yrs. 11-15  $1,465,000    $29.30
------------------------------------------------------------------------------------------
         Total       712,487
==========================================================================================

================================================================================


                                      -66-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

      Of the anchors at Shoppers World, Bradlee's is the largest at 102,555 square feet and they also pay the lowest unit rate of $.98 per square foot per year. They lease an outparcel building which is a sublease from Stop and Shop dating back to 1974. The current lease extends to 2005 and the tenant has three additional five year renewals remaining with rents to increase based upon changes in CPI from the initial lease date in 1974.

      The second largest anchor is General Cinema with 85,000 square feet. They are located on an outparcel situated on Flutie Pass between Shoppers World and the Natick Mall. Their initial lease is for 20 years and they have four five year renewal options. Adequate parking has been an issue for the Cinema and effective September 1, 1997, they will be leasing an additional outparcel site along Route 9 for $225,000 annually.

      Both Macy's (formerly Jordan Marsh) and Toys 'R Us were in the existing Shoppers World mall and were granted ground lease arrangements that are considered very favorable to the tenant. As a concession to moving the Macy's department store to the Natick Mall, the developer agreed to lease the Macy's Furniture pad at no rent for the entire 25 year lease term. The tenant will, however, pay a portion of CAM expenses and taxes. Sears' main department store is also at the Natick Mall, and, as a result, the space for Sears Homelife was leased at rates considered below market for similar space.

      The Wiz recently announced plans to leave the New England market and thus their 50,000 square foot space will soon be vacant. The company is not going out of business therefore we assume they will continue to pay their $23.96 per square foot annual rent until another tenant is found for the space. Mr. Loren Henry of DDR indicates there are several tenants interested in the space, thus we assumed the space will continue to generate rent at the same level despite the departure of The Wiz.

      The Designer Shoe Warehouse (DSW) and A.C. Moore are the two newest anchors at the center. They complete the center's construction by leasing the end cap spaces along Route 30. DSW opened earlier this year and A.C. Moore is expected to be open in October, 1997. Both spaces are leased for 10 years with three consecutive five year renewal options thereafter. DSW is paying $18.00 per square foot for their 27,089 square foot space and A.C. Moore is paying $16.00 per square foot for their 24,560 square foot space. Both contribute to CAM and tax recoveries. A.C. Moore also pays a 5 percent administrative fee above CAM. DSW pays a 10 percent admin fee over CAM and a 15 percent fee over taxes and insurance.

      The remaining six anchor leases range from $14.60 to $33.00 per square foot and are for 15 to 20 years, each with several five year options.

In-Line Tenant Revenue

      In addition to the anchor spaces, there are also seven in-line shops totaling approximately 49,355 square feet, and ranging in size from 1,871 to 18,007 square feet. The following table depicts the rental terms for the in-line shops.

================================================================================


                                      -67-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

===============================================================================================
                         In-Line Tenant Revenue Summary
===============================================================================================
Tenant                   GLA (SF)   Primary Term       Annual Rent      Unit Rate (SF)   % Rent
===============================================================================================
Jewelry Depot             6,071        7 yrs.     Yrs. 1-2    $212,485     $35.00          4.0%
                                    from 12/96    Yr. 3       $218,556     $36.00
                                                  Yr. 4       $224,627     $37.00
                                                  Yr. 5       $230,698     $38.00
                                                  Yr. 6       $236,769     $39.00
                                                  Yr. 7       $242,840     $40.00
-----------------------------------------------------------------------------------------------
John Harvard Brewhouse    8,500       10 yrs.     Yrs. 1-5    $246,500     $29.00          5.0%
                                     from 8/96    Yrs. 6-10   $283,475     $33.35
-----------------------------------------------------------------------------------------------
Cambridge Soundworks      2,196       10 yrs.     Yr. 1        $87,840     $40.00          0.0%
                                     From 9/95    Yr. 2        $91,354     $41.60
                                                  Yr. 3        $95,007     $43.26
                                                  Yr. 4        $98,808     $44.99
                                                  Yr. 5       $102,760     $46.79
                                                  Yr. 6       $106,870     $48.67
                                                  Yr. 7       $111,146     $50.61
                                                  Yr. 8       $115,591     $52.64
                                                  Yr. 9       $120,215     $54.74
                                                  Yr. 10      $125,024     $56.93
-----------------------------------------------------------------------------------------------
Snip-Its                  1,871        5 yrs.     Yr. 1        $84,195     $45.00          0.0%
                                    from 10/95    Yr. 2        $86,721     $46.35
                                                  Yr. 3        $89,322     $47.74
                                                  Yr. 4        $91,997     $49.17
                                                  Yr. 5        $94,766     $50.65
-----------------------------------------------------------------------------------------------
Corning At Home          10,775        5 yrs.     Yrs. 1-5    $258,600     $24.00          3.0%
                                    from 12/95
-----------------------------------------------------------------------------------------------
Bruegger's Bagel          1,935       10 yrs.     Yrs. 1-5     $77,400     $40.00          6.0%
                                     from 7/96    Yrs. 6-10    $89,010     $46.00
-----------------------------------------------------------------------------------------------
Mikasa                   18,007       l0 yrs.     Yrs. 1-2.5  $360,140     $20.00          3.0%
                                    from 11/96    Yrs. 2.5-5  $414,161     $23.00
                                                  Yrs. 6-10   $450,175     $25.00
-----------------------------------------------------------------------------------------------
         Total           49,355
===============================================================================================

      The in-line tenant leases range from $20.00 to $45.00 per square foot with lease terms ranging from 5 to 10 years. Five of the seven in-line tenants also have percentage rent clauses as part of their rent package along with prorata share of operating expenses. Jewelry Depot is reportedly not faring well and may ultimately have to be replaced. Their sales through May 1997 were down about 50 percent from 1996 levels.

Out Parcel Revenue

      There are a total of eight out parcels situated in various locations on the site. The General Cinema and existing Bradlees parcels were discussed as part of the discussion for anchor tenants. As mentioned, General Cinema will be leasing a second outparcel beginning in September.

================================================================================


                                      -68-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

      Two of the out parcels, Speen Street and Route 30, are currently under agreement for sale. These sites will be discussed more fully in the land valuation analysis in a following section.

      The remaining four parcels are ground leased to the tenants shown in the following table:
================================================================================
                        Out Parcel Tenant Revenue Summary

=====================================================================================================
Tenant                         GLA (SF)   Primary Term       Annual Rent      Unit Rate (SF)   % Rent
=====================================================================================================
TGI Friday's Restaurant         6,300       10 yrs.      Yrs. 1-10    $175,000    $27.78        2.0%
                                           from 1/96
-----------------------------------------------------------------------------------------------------
Olive Garden Restaurant         9,200       15 yrs.      Yrs. 1-5     $175,000    $19.02        0.0%
                                           from 6/96     Yrs. 6-10    $201,250    $21.88
                                                         Yrs. 11-15   $231,438    $25.16
-----------------------------------------------------------------------------------------------------
Metrowest Bank ATM                950       10 yrs.      Yrs. 1-10                $7,525       $7.92
                                           from 1/97
-----------------------------------------------------------------------------------------------------
Mass Port - Airport Express     2,000       10 yrs.      Yr. 2        $312,000    $156.00       0.0%
Bus Terminal                               from 10/95    Yr. 3        $324,480    $162.24
                                                         Yr. 4        $337,459    $168.73
                                                         Yr. 5        $350,958    $175.50
                                                         Yr. 6        $364,996    $182.49
                                                         Yr. 7        $379,596    $189.80
                                                         Yr. 8        $394,779    $197.39
                                                         Yr. 9        $410,571    $205.29
                                                         Yr. 10       $426,993    $213.50
-----------------------------------------------------------------------------------------------------
      Total                    18,450
=====================================================================================================

Analysis of Market Leases

      In our investigation and analysis of the marketplace, we have surveyed, and ascertained, where possible, rent levels being commanded by competing centers. However, it should be recognized that large retail centers are generally considered to be separate entities by virtue of age and design, accessibility, visibility, tenant mix and the size and purchasing power of the trade area. Due to its location and overall uniqueness to the Boston area, it is difficult to compare the subject to other local centers.

      A survey of local retail properties was presented in the Market Analysis section for comparison with the subject property. These are retail centers of various sizes and quality located throughout the subject's immediate competitive market. The centers detailed in the chart are all within the secondary trade area of the subject. As previously discussed, the four most competitive centers are Cloverleaf Marketplace (184,000 SF community shopping center), Framingham Mall (195,000 SF community shopping center), Sherwood Plaza (229,000 SF community shopping center) and the Natick Mall (1.156 SF super-regional mall). The average in-line rents at these centers currently range from $10.00 to $60.00 per square foot, obviously with the Natick Mall commanding the highest rental rates for in-line space.

================================================================================


                                      -69-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

      o Natick Mall, reopened in October 1994 as a super-regional mall. With approximately 1.156 million square feet and 176 tenants, the redeveloped mall targets the upper income population in the region. Anchor tenants include Filene's, Macy's, Lord & Taylor and Sears. In-line rental rates at the property range from $25 to $125 per square foot. The tenant mix is more upscale than the tenant mix at the subject since they do not target off-price shoppers.

      o The Framingham Mall is a 195,000 square foot enclosed community center anchored by Filene's Basement (36,750 square feet) and Lechmere (60,950 square feet). It is located at 400 Cochituate Road in Framingham immediately across from the subject. This property is an older enclosed format and the in-line space is tenanted largely by local and regional tenants thus rental rates at the property are generally lower, ranging from $14.00 to $18.00 per square foot.

      o Cloverleaf Marketplace is a 184,250 square foot community center located on Speen Street immediately across from the Natick Mall. It is presently anchored by Burlington Coat Factory, Service Merchandise and Michaels. This former enclosed center has been reorienting toward larger users and has changed the layout of the property in the last few years. In-line rental rates average $15.00 to $20.00 per square foot.

      o Sherwood Plaza is a 229,000 square foot community center located on Route 9 across from the Natick Mall. It is anchored by Ames (62,500 square feet), Petco and MVP Sports. The owners of this center are reluctant to quote asking rents but provide a range of $16.00 to $20.00 per square foot.

      Thus market rental rates for in-line spaces at the primary competition range between $14.00 and $125.00 per square foot annually. Typical leases are triple net and run for three to ten years with annual CPI escalation's or set increases every three to five years. The rates at these malls generally support the in-line rents reported at the subject, but on average are somewhat lower, with the exception of the Natick Mall.

      To determine market standards for the leasing of anchor spaces, we surveyed comparable centers in metropolitan Boston. In the Market Analysis section we presented rental rates both locally and in the region. Unfortunately, due to the competitive nature of retail establishments, anchor leases were not always reported by property managers. A national survey of anchor tenants at malls and power centers across the country is presented in the Addenda of this report. As can be seen in the national survey, leases typically range from $7.00 to $15.00 per square foot, with 10 to 20 year terms being typical. The overall average for the 1,292,956 square feet surveyed is $8.42 per square foot, substantially lower than the anchor tenant leases at the subject.

      The subject has 16 anchor spaces leased to good national tenants. As mentioned, however, The Wiz will soon be vacating. In our opinion, the signed anchor tenant leases at Shoppers World are the best indications of market rates for the subject.

================================================================================


                                      -70-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

      The subject has seven in-line tenant spaces which compete in the market for tenants, however, again the uniqueness of the subject property in the market coupled with its strong retail location results in higher rental rates for in-line space as well.

Conclusion

      From the data, it is clear that current market rents at Shoppers World are well supported by other competing properties as well as recent leasing activity in the center itself. The property enjoys an excellent location within a high-income trade area which should only be strengthened by future commercial development along Routes 9 and 30. Shoppers World is fully leased with no absorption of vacant space necessary for this analysis. On balance, we believe that the subject property should remain a viable shopping destination to a healthy trade area into the foreseeable future.

      After considering all of the above, relative to the subject's position in the market, we have utilized the following market rental rate assumptions for space at Shoppers World.

               ======================================================
                             Market Rent Projections
               ======================================================
                   Suite Size       Rental Rate Range    Market Rate
               ======================================================
                    Anchors          $.98 to $33.00        $18.00
                Under   1,000 SF           -0-              $0.00
               ------------------------------------------------------
               1,000 -  2,999 SF    $40.00 to $45.00       $40.00
               ------------------------------------------------------
               3,000 -  4,999 SF           -0-              $0.00
               ------------------------------------------------------
               5,000 - 10,000 SF         $35.00            $35.00
               ------------------------------------------------------
                Over   10,000 SF    $20.00 to $24.00       $24.00
               ======================================================

Lease Terms

      The typical lease term for new in-line tenant leases in centers such as the subject generally ranges from five to ten years. For anchor tenants, typical lease terms range from 10 to 25 years. Market practice dictates that it is not uncommon to receive rent bumps throughout the lease term either in the form of fixed dollar amounts or a percentage increase based upon changes in some index, usually the Consumer Price Index (CPI). Often the CPI clause will carry a minimum annual increase (3.5 to 4.0 percent) and be capped at a higher maximum (6 to 7 percent) amount. Many leases at the subject property have set increases which escalate rent either annually or on specified dates throughout the lease term. We have reflected an annual escalation method in our analysis for new in-line leases based upon a CPI factor which in this case is 3.5 percent.

Concessions

      Free Rent

      Free rent is an inducement offered by developers to entice a tenant to locate in their project over a competitor's. This marketing tool has become popular in the leasing of office space, particularly in view of the over-building which has occurred in many markets. As a rule, most major retail developers have been successful in negotiating leases without including free rent. Our experience with large, retail centers shows that free rent is generally limited to new projects

================================================================================


                                      -71-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

in marginal locations without strong anchor tenants that are having trouble leasing as well as older centers that are losing tenants to new malls in their trade area.

      A review of competing centers reveals that one to two months are occasionally being offered for three to five year deals but it is not common. The subject has achieved 100 percent occupancy and is viewed as a premier retail center in the area. As such, we do not believe that it is necessary to offer free rent.

      Tenant Workletter

      Tenant build-out allowances are another form of inducement to tenants. A review of local environs suggests that the tenant workletter is not typically offered but often times is given as part of tenant negotiation. Some tenants at the subject were provided with build-out allowances in conjunction with the new construction of the center. This is typical of new construction during which tenants are given allowances covered in the construction budget. Generally, allowances vary lease by lease, depending upon build-out requirements and rental rates achieved. For this analysis, we assumed the space would be leased on an "as is" basis given the limited amount of work that should be required upon expiration of the current in-line tenant leases. The anchor leases extend beyond the ten year analysis and thus require no consideration for tenant workletters.

Absorption

      The subject property is presently 100 percent leased. We are aware of only one upcoming vacancy, the 50,000 square foot Wiz space. As mentioned, we believe the tenant will continue to pay rent until such time as a new tenant is found for the space and thus no consideration of vacancy for this space is warranted. No other vacancies are anticipated at this time.

Releasing Assumptions

      It is our best estimate that there is a 75 percent probability that an existing tenant will renew their lease, while the remaining 25 percent will vacate their space at expiration.

      Many tenants have set options to renew their leases. Option renewals have been compared to projected market rents in order to forecast the probability of tenant options being exercised. In this analysis, all options are assumed to be exercised.

Rent Growth Rates

      Market rent will, over the life of a prescribed holding period, quite obviously follow an erratic pattern. A review of investor's expectations regarding income growth shows that projections generally range between 3.00 and
4.00 percent for retail centers. Cushman & Wakefield's Autumn 1996 survey of pension fund, REITs, bank and insurance companies, and institutional advisors reveals that current income forecasts are utilizing average annual growth rates between zero and 4.0 percent. The low and high mean is shown to be 3.3 and 3.5 percent, respectively. (see Addenda for survey results).

================================================================================


                                      -72-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

      The Peter F. Korpacz Investor Survey (Second Quarter 1997) shows slightly more conservative results with average annual rent growth of 2.88 percent.

      The tenants' ability to pay rent is closely tied to its increases in sales. However, rent growth can also be impacted by competition and management's desire to attract and keep certain tenants that increase the center's synergy and appeal. With virtually no lease-up to contend with as well as having the newest, most dominant center in the market aside from Natick Mall, management is in a formidable position to command higher rents. After considering the above, we have utilized a rent growth rate of 3.5 percent per year over the holding period.

Commissions

      Based upon our analysis of competing properties within the market as well as historic leasing activity at the subject, we have made an allowance for leasing commissions for this assignment. For new leases, a commission of 6 percent of the first year's rent and 3 percent of the remaining year's rent on five year leases will be charged, while renewal leases will be at 50 percent of those amounts. With the 75/25 probability assumption, the blended commission rate is 3.75 percent the first lease year and 1.875 percent the following years.

Overage Rent

      In addition to the minimum base rent, tenants will typically contract to pay a percentage of their gross annual sales over a pre-established base amount as overage rent. Most leases have a natural breakpoint. In a few instances, the lease provides for a specified breakpoint sales level. The average overage percentage for small space retail tenants is in a range of 0 percent to 6 percent. Anchor tenants' overage percentage ranges from 0 to 2.5 percent, with the exception of General Cinema whose percentage rent is 9.0 percent.

      Traditionally, it takes a number of years for a retail center to mature and gain acceptance before generating any sizable percentage income. As a center matures, the level of overage rents typically becomes a larger percentage of total revenue. It is one measure for protecting the equity investor against inflation.

      Based on the existing lease structure, some tenants will be into percentage rent during their lease term. Thus far only two tenants have reached their breakpoints, Macy's Furniture and TGI Friday's Restaurant. A summary of current sales for the tenants at Shopper's World can be found in the Addenda. In our analysis, we have estimated 1997 sales based upon a 3.5 percent increase over 1996 sales except for those tenants whose sales through May 1997 are clearly far below those in 1996. Thus, we feel that our conservative analysis warrants some upside to the projections.

Expense Reimbursement

      By lease agreement, tenants are required to reimburse the lessor for certain operating expenses. Included among these operating items are real estate taxes, insurance, management and common area maintenance (CAM). In the first year of the investment, it is projected that the subject property will generate approximately $4,012,839 in reimbursements

================================================================================


                                      -73-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

for these operating expenses. This estimate is equal to approximately $5.16 per square foot of GLA and represents approximately 24.5 percent of potential gross revenues.

      Common Area Maintenance

      Common area maintenance is recovered from tenants on a pro-rata share basis. Most tenants are charged an administrative fee between 5 and 15 percent. In some instances, management fees are also passed through to tenants through CAM billings. This is viewed as an aggressive leasing structure but most often affects the smaller tenants or those viewed as more risky in terms of their credit profile. Since these leases are relatively recent, we have continued the format of including management in CAM for those tenants whose leases include it.

      Real Estate Taxes

      Real estate taxes are recovered on a pro-rata share basis for tenants at the center. The estimated FY1998 real estate tax recovery indicated for typical in-line tenants is $3.23 per square foot. Several tenants have administrative fees added to their tax obligation.

      Insurance

      Insurance expenses are recovered based upon a pro-rata share. In FY1998, the expense is estimated to be $0.24 per square foot. Bradlees' and Macy's pay their own liability insurance. Bradlee's, General Cinema, Macy's Furniture, Toys 'R Us and Kids 'R Us also pay their own property insurance, therefore these items are not shown as expense recoveries on the cash flow. The remaining tenants pay a pro-rata share of both liability and property insurance.

Allowance for Vacancy and Credit Loss

      Both the investor and the appraiser are primarily interested in the cash revenues that an income-producing property is likely to produce annually over a specified period of time rather than what it could produce if it were always 100 percent occupied and all the tenants were actually paying rent in full and on time. It is normally a prudent practice to expect some income loss, either in the form of actual vacancy or in the form of turnover, non-payment, or slow payment by tenants. We have reflected a provision for permanent vacancy and credit loss of 3.0 percent among the existing non-anchor tenants.

      In this analysis we have forecasted that there is a 75 percent probability that an existing tenant will renew their lease and a 25 percent probability that the space will turnover. Upon turnover, we have forecasted rent loss equivalent to two months to be incurred to account for the time and/or costs associated with bringing the space back on line. Thus, minimum rent as well as all reimbursable income has been reduced by this forecasted probability. For tenants exercising options, we have tested the option rent against projected market rent as a means of forecasting the option probability. Where an option rent exceeds the forecasted market rent, it would be assumed that the tenant will not exercise its option. In this analysis, all tenant options are assumed to be exercised.

      On balance, the aggregate deductions of all gross revenues reflected in this analysis are based upon overall long-term market occupancy levels and are considered what a prudent

================================================================================


                                      -74-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

investor would allow for credit loss. The remaining sum is effective gross income which an informed investor may anticipate the subject property to produce.

Effective Gross Income

      In the initial year of the investment, effective gross revenues ("Total Income" line on cash flow) are forecasted to amount to approximately $16,349,131, equivalent to $21.01 per square foot of appraised GLA.

================================================================================
                         Effective Gross Revenue Summary
                       Initial Year of Investment - FY1998
================================================================================
                                        Aggregate Sum   Unit Rate   Income Ratio
================================================================================
    Potential Gross Income              $ 16,411,630     $21.09       100.00%
--------------------------------------------------------------------------------
Less: Vacancy and credit Loss          ($     62,499)    $ 0.08         0.38%
--------------------------------------------------------------------------------
    Effective Gross Income              $ 16,349,131     $21.01        99.62%
================================================================================

Expenses

      The total expenses incurred in the production of income from the subject property are divided into two categories; reimbursable and non-reimbursable items. The expenses which are reimbursable include real estate taxes, insurance and common area maintenance. The non-reimbursable expenses associated with the subject property include the management fee and miscellaneous expenses. We do note that under many of the existing lease contracts, management is deemed recoverable. Other expenses include a reserve for the replacement of short-lived capital components, leasing commissions and alteration costs associated with leasing space. Generally, it is our assumption that expenses will increase by
3.5 percent per year unless otherwise stated.

      The table on the following page presents management's 1996 actual and 1997 budgeted expense items along with Cushman & Wakefield's adjusted figures.

      In total, Cushman & Wakefield has projected operating expenses of $5.79 per square foot. The primary variation between management's budgeted expenses and those estimated by Cushman & Wakefield lies in the category of real estate taxes. As discussed in an earlier section, we expect the property to be fully assessed for the next fiscal year and have adjusted the taxes accordingly. For FY1998 they reflect a blended rate between the current taxes based on a incomplete shopping center and the estimated completed rate beginning in January 1998.

      Expense Growth Rates

      Expense growth rates are generally forecasted to be more consistent with inflationary trends than necessarily with competitive market forces. The Autumn 1996 Cushman & Wakefield survey of power centers found the low and high mean from each respondent to be 3.4 percent and 3.7 percent, respectively. The Second Quarter 1997 Korpacz survey reports that the range in expense growth rates was from 3.0 percent to 5.0 percent with an average of 4.04 percent, down 37 basis points from one year ago. Unless otherwise cited, expenses are forecasted to grow by 3.5 percent per annum over the holding period.

================================================================================


                                      -75-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

--------------------------------------------------------------------------------------------------
                                 Historical Operating Statements
                                 Shoppers World, Framingham, MA
==================================================================================================
                                     1996                1997 Budget             C&W Forecast
                             =====================================================================
                              Total        Per SF      Total      Per SF       Total       Per SF
==================================================================================================
Income
             Base Rent       $8,927,220   $11.47    $11,674,715   $15.00     $12,296,586   $15.80
     CAM Reimbursement         $897,681    $1.15     $3,083,745    $3.96      $1,564,377    $2.01
Real Estate Tax Reimb.       $1,146,555    $1.47      See Above               $2,271,916    $2.92
      Insurance Reimb.         $180,299    $0.23      See Above                 $176,546    $0.23
          Other Income          $23,874                 $78,082    $0.10        $102,205    $0.13
      Reserves/Vacancy        ($122,305)  ($0.16)      ($87,560)  ($0.11)       ($62,499)  ($0.08)
Effective Gross Income      $11,053,324   $14.20    $14,748,982   $18.95     $16,349,131   $21.01

Operating Expenses
           Administrative        $4,550    $0.01       $193,441    $0.25
                Utilities      $147,057    $0.19       $135,000    $0.17              $0        $0
 Repairs & Maintenance       $1,014,396    $1.30     $1,042,241     $1.34             $0        $0
Total CAM Expenses           $1,166,003    $1.50     $1,370,682     $1.76     $1,398,667     $1.80

Management Fee                 $420,043    $0.54       $562,967    $0.72        $656,464    $0.84
                                          ------                  ------
Fixed Expenses
     Real Estate Taxes         $899,238    $1.16     $1,446,000    $1.86      $2,265,926    $2.91
              Insurance        $169,500    $0.22       $180,637    $0.23        $184,324    $0.24

Total Expenses               $2,654,784    $3.41     $3,560,286    $4.57      $4,505,381    $5.79
                             ---------------------------------------------------------------------

Net Operating Income         $8,398,540   $10.79    $11,188,696   $14.38     $11,843,750   $15.22

Non-Reimbursables               $17,060    $0.02        $12,646    $0.02

CASH FLOW                    $8,398,540   $10.79    $11,188,696   $14.38     $11,843,750   $15.22
--------------------------------------------------------------------------------------------------

                                                                 Income Approach
================================================================================

      Reimbursable Operating Expenses

      Provided below is a detailed discussion of the reimbursable expenses forecasted for the subject property.

      Common Area Maintenance - This expense category includes the annual cost of miscellaneous building maintenance contracts, parking lot maintenance, recoverable labor and benefits, landscaping, window cleaning, exterminating, supplies, exterior lighting, trash removal, utilities including common area energy, and other miscellaneous charges. As described, ownership can, in some instances, recover the cost of the property management fee which is estimated at 4.0 percent of minimum and percentage rent. In our analysis, we have forecasted a CAM expense of $1,398,667, equal to $1.80 per square foot which is consistent with ownership's budget.

      Insurance - Insurance projections have been calculated at $0.24 per square foot annually, based upon property and liability insurance costs for the property, which we are advised, is equal to $184,324 per year. This unit rate is consistent with the property's budget as well as the comparable data reviewed.

      Real Estate Taxes - A complete discussion of real estate taxes was previously presented. Our FY1998 estimate is based upon a blend of the partial valuation for 1997 and a full valuation in 1998. For FY1999, the completed assessed value affects the cash flow and is increased thereafter at the rate of 3.50 percent.

      Non-Reimbursable Expenses

      Total annual non-reimbursable expenses at the subject property are projected from accepted practices and industry standards. Again, we have analyzed each item of expenditure in an attempt to project what the typical investor in a property similar to the subject would consider reasonable, based upon projected operations, informed opinion and experience. The following is a summary and discussion of non-reimbursable expenses incurred in the operation of subject property for the initial year.

      Management - The annual cost of managing the subject property is projected to be 4.0 percent of minimum rental and percentage income. In the initial year of our analysis, this amount is shown to be $656,464, equivalent to $0.84 per square foot of appraised GLA. This is recoverable for some tenants. Our estimate is reflective of a typical management agreement with a firm in the business of providing professional management services. This amount is also considered typical for a retail complex of this size. Our investigation into the market for this property type indicates an overall range of fee of 3 to 5 percent. We have chosen the mid-point of the range as we have reflected leasing commissions separately.

      Alterations - As mentioned, market convention is for second generation space to be leased on an as is basis and thus no tenant alteration costs have been included in this analysis.

================================================================================


                                      -77-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

      Leasing Commissions - Based upon our analysis of competing properties within the market as well as historic leasing activity at the subject, we have made an allowance for leasing commissions for this assignment. For new leases, a commission of 6 percent of the first year's income and 3 percent of the remaining years will be charged, while renewal leases will be charged at half that rate. With the 75/25 probability assumption, the blended commission rate for is 3.75 percent for the first year and 1.875 percent for the remaining years.

      Replacement Reserves - It is customary and prudent to set aside an amount annually for the replacement of short-lived capital items such as the roof, parking lot and certain mechanical items. We have forecasted a replacement reserve estimate of $77,734. On the basis of appraised GLA, less the ATM outparcel. This amount is equal to $0.10 per square foot, consistent with industry figures.

Net Income/Net Cash Flow

      The total expenses of the subject property including alterations, commissions, capital expenditures, and reserves are annually deducted from total income, thereby leaving a residual net operating income or net cash flow to the investor in each year of the holding period before debt service. In the initial year of investment, the net operating income is forecasted to be equal to $15.22 per square foot which is equivalent to 72.4 percent of effective gross income. Deducting other expenses including capital items results in a net cash flow of $15.12 per square foot, equivalent to 72.0 percent of effective gross income.

================================================================================
                                Operating Summary
                       Initial Year of Investment - FY1998
================================================================================
                               Aggregate Sum    Unit Rate*  Operating Ratio
================================================================================
Effective Gross Income          $16,349,131       $21.01        100.0%
--------------------------------------------------------------------------------
  Operating Expenses            $ 4,505,381       $ 5.79         27.6%
--------------------------------------------------------------------------------
     Net Income                 $11,843,750       $15.22         72.4%
--------------------------------------------------------------------------------
   Other Expenses               $    77,734       $  .10          0.4%
--------------------------------------------------------------------------------
     Cash Flow                  $11,766,016       $15.12         72.0%
================================================================================
*Based on total appraised GLA of 778,292+/- SF
================================================================================

      Our cash flow model has forecasted the following compound annual growth rates over the ten year holding period FY1998-FY2007.

                  Net Operating Income            2.00%
                  Cash Flow                       1.99%

      Growth rates in net income and cash flow are forecasted to approximate 2.0 percent per annum which is typical of a center such as the subject where its income from anchor tenants is a principal revenue source with lease structures that contain only modest rent bumps.

================================================================================


                                      -78-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

---------------------
Investment Parameters
---------------------

      After projecting the income and expense components of the subject property, investment parameters must be set in order to forecast property performance over the holding period. These parameters include the selection of capitalization rates (both initial and terminal) and application of an appropriate discount or yield rate, also referred to as the internal rate of return (IRR).

Selection of Capitalization Rates

      Overall Capitalization Rate

      The overall capitalization rate bears a direct relationship between net operating income generated by the real estate in the initial year of investment (or initial stabilized year) and the value of the asset in the marketplace. Overall rates are affected by the existing leasing schedule of the property, the strength or weakness of the local rental market, the property's position relative to competing properties, and the risk/return characteristics associated with competitive investments.

      Recent surveys of prominent investors point towards a trend of rising capitalization and discount rates for retail as a general industry segment. Aggressive expansion in certain markets coupled with locational deficiencies and absence of tenant quality have posed problems for some investors in their underwriting.

      In addition, the recent turmoil among many of the nation's largest retail chains has not gone unnoticed by investors. Furthermore, quest for market share has caused many retailers to pursue aggressive expansion plans that may have negative long term implications. Equitable Real Estate Investment Management Inc. reports in their Emerging Trends in Real Estate - 1997 that, while power centers are considered one retail property type currently in a growth mode, most respondents feel that the oversupply of this type of retail will impact value gains for these property types to the extent they may lag regional malls in appreciation over a five and ten year time frame.

      The Cushman & Wakefield Autumn 1996 survey reveals that going-in cap rates for Class A [Neighborhood and Community] centers range between 8.50 and 10.50 percent, with a low average of 9.30 percent and high average of 9.80 percent, respectively; a spread of 50 basis points. Terminal, or going-out, rates are now
10.00 and 10.40 percent on average.

      For Class A Power Centers, going-in capitalization rates now range from
8.50 to 10.50 percent, with a low average of 9.40 percent and a high average of
9.50 percent. Terminal rates average 9.70 and 10.10 percent for the power center format, while discount rates run 10.50 to 12.00. The low IRR mean is 11.50 percent, with a high mean of 11.70 percent.

================================================================================


                                      -79-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

==============================================================================================
                 Cushman & Wakefield Valuation Advisory Services
          National Investor Survey - Power Retail Centers - Autumn 1998
==============================================================================================
                        Power centers and Big Box            Neighborhood/Community
   Investment       --------------------------------------------------------------------------
   Parameters          Low                   High           Low                    High
==============================================================================================
   OAR/Going-In     8.50-10.50%           9.00-10.50%    8.50-10.50%            9.00-10.50%
                       9.40%                 9.50%          9.30%                  9.80%
----------------------------------------------------------------------------------------------
   OAR/Terminal     9.50-10.50%           9.50-10.50%    9.50-10.50%            10.00-11.00%
                       9.70%                10.10%         10.00%                 10.40%
----------------------------------------------------------------------------------------------
   IRR              10.50-15.00%          10.50-15.00%   10.00-15.00%           10.00-15.00%
                      11.50%                11.70%         11.90%                 12.10%
==============================================================================================

      The Second Quarter 1997 Peter F. Korpacz survey of the National Power Center Market finds that overall capitalization rates remained stable while terminal and discount rates rose 8 basis points over the last quarter. Current going-in rates present a range of 8.75 to 10.50 percent, with an average of 9.58 percent. However, the low end of the range increased by 25 basis points to 8.75 percent. Terminal rates suggest a slight spread over going-in rates, with a range of 9.00-11.50 percent and an average of 9.96 percent. The average IRR is shown to be 11.33 percent, with a range between 9.50-12.50 percent. Again the low end of the range increased but this time the spread is by 50 basis points.

================================================================================
                          NATIONAL POWER CENTER MARKET
                               Second Quarter 1997
================================================================================
                                        CURRENT            LAST
        KEY INDICATORS                  QUARTER           QUARTER       YEAR AGO
================================================================================
    Free & clear Equity IRR
================================================================================
    RANGE                              9.50-12.50%      9.00-12.50%       N/A
    AVERAGE                              11.33%           11.25%
--------------------------------------------------------------------------------
    CHANGE (Basis Points)                   --              +8            N/A
================================================================================
    Free & Clear Going-In Cap Rate
================================================================================
    RANGE                              8.75-10.50%      8.50-10.50%       N/A
    AVERAGE                               9.58%            9.58%
--------------------------------------------------------------------------------
    CHANGE (Basis Points)                  --                0            N/A
================================================================================
    Residual Cap Rate
================================================================================
    RANGE                              9.00-11.50%      8.50-11.50%       N/A
    AVERAGE                               9.96%            9.88%
--------------------------------------------------------------------------------
    CHANGE (Basis Points)                  --               +8            N/A
================================================================================
    Source: Peter Korpacz Associates, Inc. Real Estate Investor Survey - Second
            Qtr. 1997
================================================================================

      The survey goes on to note that because of overbuilding in many markets, power centers are less enticing to institutional buyers than they were a short time age. Buyer criteria includes a tenant alignment of the dominant category retailers, good demographics with income and population growth projected at or above regional norms, and the "A+" location in that particular market. The most desirable center in a particular market is the dominant property which has created a true barrier to entry.

================================================================================


                                      -80-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

      Overall rates are a function of income growth in a particular income stream. Typically, long term leases which are written for anchor tenants tend to be flat with little or no upside. As such, cap rates tend to be higher in centers which have a higher percentage of big box space (upwards to 100 percent) and lower in centers where a higher percentage (20 to 25 percent) of the GLA is occupied by shorter term in-line stores.

      Most retail properties that are considered institutional grade are existing, seasoned centers with good inflation protection that offer stability in income and are strongly positioned to the extent that they are formidable barriers to new competition. Equally important are centers which offer good upside potential after face-lifting, renovations, or expansion.

      Investors have recognized that the retail landscape has been fundamentally altered by consumer lifestyles changes, industry consolidations and bankruptcies. Trends toward more casual dress at work and consumers growing pre-occupation with their leisure and home lives have created the need for refocused leasing efforts to bring those tenants to the center that help differentiate them from the competition. As such, entertainment, a loosely defined concept, is one of the most common directions new centers have taken with multiplexes, restaurants and other specialty tenants entering the merchandising mix.

      A trend toward bringing in larger specialty and category tenants to the center is also in evidence. The risk from an owner's standpoint is finding that mix which works the best. Nonetheless, the effect of these changes have been a rise in rates as investors find it necessary to adjust their risk premiums in their underwriting.

      In the Sales Comparison Approach, our survey of comparable sales showed overall capitalization rates ranging from 7.87 percent to 11.00 percent for good quality community and power centers nationwide. The overall mean for the sales presented is 9.61 percent.

      We have also considered the subject's position in the market and its anchor tenancy. Shoppers World is a well-located specialty power center in a market with particularly high trade area income. It has a solid tenant alignment and well-matched merchandising mix with several good credit tenants. By virtue of the lease structure with many of the major tenants, rental growth will tend to lag general inflation. The upside will be through the ultimate attainment of overage rent, which has not yet become fully realized at the center. Nonetheless, an investor will recognize this real short term potential in the selection of a capitalization rate.

      In our selection of cap rates for the subject property, we have placed specific emphasis on the quality and durability of the forecasted income stream. On balance, we find that the subject can be classified as a good quality, well-located center in an area which has seen strong retail interest for more than 40 years.

      Based upon the rate information derived from the comparable sales and investor surveys, we believe that a property with the characteristics of the subject would potentially trade at an overall rate between 8.75 and 9.25 percent.

================================================================================


                                      -81-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

      Terminal Capitalization Rate

      The residual cash flows annually generated by the subject property comprise only the first part of the return which an investor will receive. The second component of this investment return is the pre-tax cash proceeds from the resale of the property at the end of a projected investment holding period. Typically, investors will structure a provision in their analyses in the form of a rate differential over a going-in capitalization rate in projecting a future disposition price. The view is that the improvement is then older and the future is harder to visualize hence a slightly higher rate is warranted for added risks in forecasting. On average, the C&W rate survey shows a 30-60 basis point differential. The Korpacz survey shows a spread of 38 basis points.

      For the subject, however, we do not believe that it is necessary to add points to the terminal rate due to the fact that forecasted income growth is relatively flat and that the subject has the potential to be into percentage rent in future years.

      Therefore, a projected terminal capitalization rate ranging from 8.75 to
9.25 percent is indicated for the subject property. Thus, this range of rates is applied to the following year's net operating income before reserves, capital expenditures, leasing commissions and alterations as it would be the first received by a new purchaser of the subject property.

Selection of Discount Rate

      The discounted cash flow analysis makes several assumptions which reflect typical investor requirements for yield on real property. These assumptions are difficult to directly extract from any given market sale or by comparison to other investment vehicles. Instead, investor surveys of major real estate investment funds and trends in bond yield rates are often cited to support such analysis.

      A yield or discount rate differs from an income rate, such as cash-on-cash (equity dividend rate), in that it takes into consideration all equity benefits, including the equity reversion at the time of resale and annual cash flow from the property. The internal rate of return is the single-yield rate that is used to discount all future equity benefits (cash flow and reversion) into the initial equity investment. Thus, a current estimate of the subject's present value may be derived by discounting the projected income stream and reversion year sale at the property's yield rate.

      Yield rates on long term real estate investments range widely between property types. As cited in Cushman & Wakefield's Autumn 1996 survey, investors in power retail centers are currently looking at broad rates of return between
10.50 and 15.00 percent. The indicated low and high means are 11.50 and 11.70 percent, respectively, for power centers. Peter F. Korpacz reports an average internal rate of return of 11.33 percent for national power centers in their Second Quarter 1997 survey, with a range between 9.00-12.50 percent.

      The yield rate on a long term real estate investment can also be compared with yield rates offered by alternative financial investments since real estate must compete in the open market for capital. In developing an appropriate risk rate for the subject, consideration has

================================================================================


                                      -82-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

been given to a number of different investment opportunities. The following is a list of rates offered by other types of securities.

               ===================================================
                Market Rates and Bond Yields (%)    July 30, 1997
               ===================================================
                Reserve Bank Discount Rate              5.00%
               ---------------------------------------------------
                Prime Rate (Monthly Average)            8.50%
               ---------------------------------------------------
                3-Month Treasury Bills                  5.12%
               ---------------------------------------------------
                U.S. 10-Year Notes                      5.91%
               ---------------------------------------------------
                U.S. 30-Year Bonds                      6.38%
               ---------------------------------------------------
                Telephone Bonds                         7.20%
               ---------------------------------------------------
                Municipal Bonds                         5.15%
               ===================================================
               Source: Wall Street Journal
               ===================================================

      This compilation of yield rates from alternative investments reflects varying degrees of risk as perceived by the market. Therefore, a riskless level of investment might be seen in a three month treasury bill at 5.12 percent. A more risky investment, such as telephone bonds, would currently yield a much higher rate of 7.20 percent. The prime rate is currently 8.50 percent, while the discount rate is 5.00 percent. Ten year treasury notes are currently yielding around 5.91 percent, while 30-year bonds are at 6.38 percent.

      Real estate investment typically requires a higher rate of return (yield) and is much influenced by the relative health of financial markets. A retail center investment tends to incorporate a blend of risk and credit based on the tenant mix, the anchors that are included (or excluded) in the transaction, and the assumptions of growth incorporated within the cash flow analysis. An appropriate discount rate selected for a retail center thus attempts to consider the underlying credit and security of the income stream, and includes an appropriate premium for liquidity issues relating to the asset.

      There has historically been a consistent relationship between the spread in rates of return for real estate and the "safe" rate available through long-term treasuries or high-grade corporate bonds. A wider gap between return requirements for real estate and alternative investments has been created in recent years due to illiquidity issues, the absence of third party financing, and the decline in property values.

      Investors have suggested that the retail investment market has become increasingly "tiered" over the past two years. The country's premier properties are considered to have the strongest trade areas, excellent anchor alignments, and significant barriers of entry to future competitive supply. It is our opinion that the subject would attract strong interest from institutional investors if offered for sale in the current marketplace.

      Finally, application of these rate parameters to the subject should entail some sensitivity to the rate at which leases will be expiring over the projection period. A forecasted lease expiration schedule for the subject is included in the Addenda and reference is made thereto.

================================================================================


                                      -83-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

      We note, however, that much of the risk factored into such an analysis is reflected in the assumptions employed within the cash flow model, including rent and sales growth, turnover, reserves for replacement, and vacancy provisions.

      Finally, we also recognize that over 83.6 percent of base rental income will, on average, come from anchor major/tenants whose creditworthiness adds stability to the cash flow.

      We have briefly discussed the investment risks associated with the subject. On balance, it is our opinion that an investor in the subject property would require an internal rate of return between 10.75 and 11.25 percent for the center if it were operating on a stabilized basis.

Present Value Analysis

      Analysis by the discounted cash flow method is examined over a holding period that allows the investment to mature, the investor to recognize a return commensurate with the risk taken, and a recapture of the original investment. Typical holding periods usually range from 10 to 20 years and are sufficient for the majority of institutional grade real estate such as the subject to meet the criteria noted above. In the instance of the subject, we have analyzed the cash flows anticipated over a 10-year period commencing on August 1, 1997.

      A sale or reversion is deemed to occur at the end of the 10th year (July 31, 2007), based upon capitalization of the following year's net operating income. This is based upon the premise that a purchaser in the 10th year is buying the following year's net income. Therefore, our analysis reflects this situation by capitalizing the first year of the next holding period.

      The present value is formulated by discounting the property cash flows at various yield rates. The yield rate utilized to discount the projected cash flow and eventual property reversion has been based on an analysis of anticipated yield rates of investors dealing in similar investments. The rates reflect acceptable expectations of yield to be achieved by investors currently in the marketplace shown in their current investment criteria and as extracted from comparable property sales.

================================================================================


                                      -84-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

---------------------
Cash Flow Assumptions
---------------------

      Our cash flows forecasted for the property have been presented. To reiterate, the formulation of these cash flows incorporate the following general assumptions in our computer model:

================================================================================
            SUMMARY OF CRITICAL ASSUMPTIONS FOR DISCOUNTED CASH FLOW
================================================================================
   SUBJECT PROPERTY                                          Shoppers World
================================================================================
   SQUARE FOOTAGE RECONCILIATION
================================================================================
   TOTAL GROSS LEASABLE AREA                                   778,292+- SF
--------------------------------------------------------------------------------
       MAJOR/MAJOR TENANT GLA                                  712,487+- SF
--------------------------------------------------------------------------------
       IN-LINE SHOP GLA                                         49,355+- SF
================================================================================
   MARKET RENT/SALES CONCLUSIONS
================================================================================
   MARKET RENT ESTIMATES (1997/98)
--------------------------------------------------------------------------------
       TENANTS 0      - 3,000 SF                                  $40.00/SF
--------------------------------------------------------------------------------
       TENANTS 3,001  - 5,000 SF                                   $0.00/SF
--------------------------------------------------------------------------------
       TENANTS 5,001  - 10,000 SF                                 $35.00/SF
--------------------------------------------------------------------------------
       TENANTS 10,001 - 20,000 SF                                 $24.00/SF
--------------------------------------------------------------------------------
       TENANTS OVER 20,000 SF/ANCHORS                             $18.00/SF
--------------------------------------------------------------------------------
   RENTAL BASIS                                                         NNN
--------------------------------------------------------------------------------
   MARKET RENTAL GROWTH RATE                                        3.5%/YR
--------------------------------------------------------------------------------
   CREDIT RISK LOSS (In-Line Space)                                    3.0%
================================================================================
   VACANCY & TYPICAL LEASE TERM
================================================================================
   AVERAGE LEASE TERM (In-Line Space)                            5-10 Years
--------------------------------------------------------------------------------
   RENEWAL PROBABILITY                                               75.0 %
--------------------------------------------------------------------------------
   WEIGHTED AVERAGE DOWNTIME                                       2 Months
--------------------------------------------------------------------------------
   STABILIZED OCCUPANCY                                               97.0%
================================================================================
   OPERATING EXPENSE DATA
================================================================================
   LEASING COMMISSIONS
--------------------------------------------------------------------------------
       NEW TENANTS                                    18.0% of Minimum Rent
--------------------------------------------------------------------------------
       RENEWAL TENANTS                                 9.0% of Minimum Rent
--------------------------------------------------------------------------------
   TENANT IMPROVEMENT ALLOWANCE                                        None
--------------------------------------------------------------------------------
   EXPENSE GROWTH RATE                                              3.5%/YR
--------------------------------------------------------------------------------
   TAX GROWTH RATE                                                  3.5%/YR
--------------------------------------------------------------------------------
   MANAGEMENT FEE                                                      4.0%
--------------------------------------------------------------------------------
   CAPITAL RESERVES (PSF OF GLA)                                   $0.10/SF
================================================================================

              ================================================
                RATES OF RETURN                     AS IS
              ================================================
                CASH FLOW START DATE                8/1/97
              ------------------------------------------------
                DISCOUNT RATE                    10.75-11.25%
              ------------------------------------------------
                GOING-IN CAPITALIZATION RATE         N/A
              ------------------------------------------------
                TERMINAL CAPITALIZATION RATE      8.75-9.25%
              ------------------------------------------------
                REVERSIONARY SALES COSTS             2.00%
              ------------------------------------------------
                HOLDING PERIOD                     10 Years
              ================================================

================================================================================


                                      -85-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

--------------------
Discounted Cash Flow
--------------------

      For a property such as the subject, it is our opinion that an investor would require an all cash discount rate in the range of 10.75 to 11.25 percent on an "as is" operating basis. Accordingly, we have discounted the projected future pre-tax cash flows to be received by an equity investor in the subject property to a present value so as to yield 10.75 to 11.25 percent at 25 basis point intervals on equity capital over the holding period. This range of rates reflects the risks associated with the investment. Discounting these cash flows over the range of yield and terminal rates now being required by participants in the market for this type of real estate places additional perspective upon our analysis. A valuation matrix for the subject appears on the below.

     ======================================================================
                  Market Value at Completion and Stabilization
                                Valuation Matrix
     ======================================================================
                                           Discount Rate
     ----------------------------------------------------------------------
             Terminal Rate      10.75%         11.00%        11.25%
     ======================================================================
                 8.75%       $135,335,000   $134,886,000  $132,757,000
     ----------------------------------------------------------------------
                 9.00%       $133,703,000   $131,602,000  $129,546,000
     ----------------------------------------------------------------------
                 9.25%       $132,160,000   $128,664,000  $128,071,000
     ======================================================================

      Through such a sensitivity analysis, it can be seen that the present value of the subject property varies from approximately $128.1 to $135.3 million. Giving consideration to all of the characteristics of the subject previously discussed, we feel that a prudent investor would require a yield which falls near the middle of the range outlined above for this property. Accordingly, we believe that based upon all of the assumptions inherent in our cash flow analysis, an investor would look toward as IRR around 11.0 percent and a terminal rate around 9.0 percent as being most representative of the subject's value in the market.

      In view of the analysis presented here, it becomes our opinion that the discounted cash flow analysis indicates a Market Value for the subject property as of July 11, 1997 was $131,600,000.

      We note that the computed equity yield is not necessarily the true rate of return on equity capital. This analysis has been performed on a pre-tax basis. The tax benefits created by real estate investment will serve to attract investors to a pre-tax yield which is not the full measure of the return on capital.

================================================================================


                                      -86-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

---------------------
Direct Capitalization
---------------------

      To further support our value conclusion derived via the discounted cash flow, we have also utilized the direct capitalization method. In direct capitalization, an overall rate is applied to the net operating income of the subject property. In this case, we will again consider the indicated overall rates from the comparable sales in the Sales Comparison Approach as well as those rates established in our Investor Survey. In view of our total analysis, we would anticipate that the subject property would trade at an overall rate of approximately 9.0 to 9.5 percent applied to first year income. Applying these rates to first stabilized year net operating income before reserves, alterations, and other expenses for the subject of $11,843,750 results in a value of approximately $124.7 to $131.6 million. From this range, we would be inclined to conclude at a Market Value of $131,600,000 via Direct Capitalization as of July 11, 1997.

================================================================================


                                      -87-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        OUTPARCEL LAND VALUATION
================================================================================

      In addition to valuing the Shoppers World retail facility, we have estimated the value of the two vacant outparcels situated on Route 30 and Speen Street. Both of these land parcels are under agreement with closings pending approval by local planning boards. In addition, both are expected to be developed with suite hotels. The terms of the sales were discussed in the Introduction section of this report and have been included in the land sale summary chart on the following page.

      In the valuation of the subject outparcels, the Sales Comparison Approach was used to establish prices being paid for land zoned for retail development both on a local and regional basis. In making comparisons we adjusted the sale prices for differences between the subject and the comparable properties. The most widely used and market-oriented unit of comparison for properties with characteristics similar to those of the subject is the sale price per square foot of gross leasable area (GLA), which in the case of the power centers essentially equates to gross building area (GBA). All transactions utilized in this analysis are computed on this basis.

      Commercial real estate developers make qualitative and quantitative judgments in the acquisition of a site with retail potential. Subjectively, a developer considers the nature of surrounding land uses and proximity of complementary services to a potential project. Objectively, the physical and functional attributes of the site, and the cost of preparing it for construction must be calculated. Lying between these two considerations are the many aesthetic and economic factors which come to influence the final product.

      The major elements of comparison for an analysis of this type include the property rights conveyed, the financial terms incorporated into a particular transaction, the conditions or motivations surrounding the sale, changes in market conditions since the sale, the location of the real estate, its physical traits and the economic characteristics of the property. The first adjustment made to the market data takes into account differences between the subject property and the comparable property sales with regard to the legal interest transferred. Advantageous financing terms or peculiar conditions of sale are then adjusted to reflect a normal market transaction. Next, changes in market conditions must be accounted for, thereby creating a time adjusted normal unit of comparison. Lastly, adjustments for location, the physical traits, and the economic characteristics of the market data are made in order to generate the final adjusted unit rate which is appropriate for the subject property.

      All of the sales utilized in this analysis involved the transfer of the fee simple interest in the real property. These sales were reportedly accomplished on a cash basis or with cash and market oriented financing so that no adjustment for special terms was required. To the best of our knowledge, the sales utilized here represent arm's-length transactions between a willing and knowledgeable buyer and seller.

================================================================================


                                      -88-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================

                         Retail Land Sale Summary Chart
                                 Suburban Boston

=================================================================================================================
                                            Size   Potential                                Price Per
                                  Sale     Acres/  Building   Actual       Sale  -------------------------------
   No.       Location             Date     Sq.Ft.  Area (SF)   FAR        Price      Sq.Ft.     Acre     SF GBA
=================================================================================================================
   1    Speen Street            1/20/95     11.00  168,000     0.35    12,200,000    25.46   1,109,091    72.62
        Natick, MA                        479,160


   2    659 Worcester Road      10/5/95      7.52   44,833     0.14     3,350,000    10.23     445,479    74.72
        Framingham, MA                    327,571




   3    375 Cochituate Road      1996        3.41   41,144     0.28     4,000,000    26.90   1,171,818    97.22
        Framingham, MA                    148,692

   4    575 Worcester Road      1/24/97      4.13   43,828     0.24     3,500,000    19.45     847,458    79.86
        Framingham, MA                    179,903




   5    1600 Worcester Road     2/13/97       6.3   37,000     0.13     2,700,000     9.84     428,571    72.97
        Framingham, MA                    274,428


   6    Worcester Road           Under       1.38   17,600     0.29     1,250,000    20.78     905,797    71.02
        Framingham, MA         Agreement   60,150


 Subj.  342 Speen Street         Under        6.0   40,000     0.15     3,000,000    11.48     500,000    75.00
        Natick, MA             Agreement  261,360



 Subj.  Route 30 @ Burr Street   Under        4.6   66,987     0.33     1,650,000     8.23     358,696    24.63
=================================================================================================================


=======================================================================================================


   No.       Location             Grantor/Grantee                      Comments
=======================================================================================================
   1    Speen Street            Various                   Developed with a Home Depot store.
        Natick, MA              Home Depot                Price includes $1.2 million for demolition,
                                                          off-site improvements and lease buyouts.

   2    659 Worcester Road      Shaw's Realty Trust       Prior sale on 8/31/93 for $2,700,000 to
        Framingham, MA          Worcester Road, LP        Shaws. They determined it was not
                                                          feasible to construct on the site due to
                                                          strong nearby competition. A retail strip
                                                          anchored by Staples was constructed.

   3    375 Cochituate Road     International Data Group  Developed with an REI sporting goods store.
        Framingham, MA          REI Sports

   4    575 Worcester Road      J&P Framingham Trust      Property was improved with a 19,950 SF
        Framingham, MA          575 Worcester Road, LLC   grocery occupied by Farm Stand. There
                                                          were also other retail buildings on the site
                                                          which totaled 12,502 SF. These are
                                                          currently being demolished.

   5    1600 Worcester Road     1600 Worcester Road LP    Sold by Framingham Ford to Carney
        Framingham, MA          Sluggo LLC                Management. A 37,000 auto dealership is
                                                          under construction.

   6    Worcester Road          Confidential              A proposed center located west of Shoppers
        Framingham, MA                                    World on Route 9. A 17,600 multi-tenant
                                                          retail building will be developed.

 Subj.  342 Speen Street        Developers Diversified    The site totals 9.22 acres but only about 6
        Natick, MA              Homestead Village, Inc.   acres are usable due to wetlands on the site.
                                                          the buyer plans to construct a 141 unit suite
                                                          hotel at a price per unit of $21,277.

 Subj.  Route 30 @ Burr Street  Developers Diversified    The purchaser plans to develop a 130 unit
                                Candlewood Hotel Co.      suite hotel on the site.

=======================================================================================================

                                                        Outparcel Land Valuation
================================================================================

Description of Sales

      Sale No. 1, is an 11.0+/- acre, five parcel assemblage situated immediately east of the Natick Mall on Speen Street across from the 342 Speen Street outparcel. The purchaser, Home Depot home improvements store, constructed a 168,000 square foot building on the site. In addition to the $11 million purchase price, demolition cost approximately $500,000; off-site improvements were $350,000; and approximately $300,000 to $400,000 was spent in leasehold buy-outs. Thus, the total price of the land ready for development was $12,150,000 to $12,250,000 or $72.32 to $72.91 per square foot. This site is generally level and has no wetlands on the site.

      Sale No. 2, is located approximately two miles west of the subject on Worcester Road in Framingham. The 7.52 acre site sold in February 1993 to Shaw's Supermarkets for a price per square foot of gross building area of $60.22. The purchaser planned to construct a 44,833 square foot supermarket on the site, however, several supermarkets in the neighborhood either expanded or opened after the purchase of this parcel and Shaw's determined it was infeasible to construct a store on the site. As a result, it was sold to Beckenstein Enterprises who developed a strip retail center anchored by Staples Office Supplies, Trader Joe's and Ruby Tuesdays. This parcel is not situated in the Golden Triangle and thus would be considered inferior to the subject parcels.

      Sale No. 3 is located immediately north of the Massport transportation facility at the Cochituate Road entrance to Shoppers World. The 3.41 acre parcel was improved with a 41,144 square foot office building at the time of the sale. All but the foundation and exterior walls of the building were demolished to construct a two-story retail building on the site. According to the broker there were six offers for the site ranging from $3.5 to $4.0 million. Because there were improvements on the site at the time of the sale, it must be adjusted downward for the contribution of the improvements to the site. We estimate approximately $20.00 per square foot for those improvements, thus the adjusted land value is $77.22 per square foot of building area, bringing it more in line with the remaining sales.

      Sale No. 4 is a January 1997 sale of an improved site situated across from Sale 2. The property was improved with several small retail buildings including a 19,950 square foot grocery store. The site is currently being cleared for the construction of a 43,828 square foot retail center anchored by Wild Harvest, a division of Star Market. The grocery will lease 31,500 square feet and the remainder will be leased to a variety of tenants including MetroWest Bank.

      Sale No. 5 is the sale of a 6.3 acre parcel situated at the intersection of I-495 and Route 9 in west Framingham. The site has excellent visibility and access from both highways. It was vacant at the time of the sale. The purchaser is in the process of developing a auto dealership on the site. Although the site has excellent access and visibility, it is not in a traditional retail location and thus would be considered inferior to the subject parcels.

      Sale No. 6 has been under agreement for approximately one year. The Town of Framingham has reportedly made many demands on the developers which has delayed the closing several times. The 1.38 acre parcel is situated one block west of Shoppers World on the north side of Worcester Road. The developer plans to develop a 17,600 square foot retail

================================================================================


                                      -90-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        Outparcel Land Valuation
================================================================================

building on the site. The property's location is highly comparable to that of the subject outparcels.

Analysis of the Sales

      The local retail land sale activity described above indicates unadjusted prices ranging from $71.02 to $97.22 per square foot of gross building area for approved development ranging from 17,600 to 168,000 square feet. Actual or proposed development densities (FAR) range from 13 percent to 35 percent of the site.

      Sales 1, 2, 4, 5 and 6 support a price per square foot of allowable gross building area of $71.02 to $79.86 per square foot. The subject Speen Street outparcel is under agreement for an estimated $75.00 per square foot of gross building area. Thus it appears the contract price for this parcel is well supported.

      Typical retail developments utilize the ground floor and perhaps the second floor and thus for the parcels developed with more than one or two stories, an adjustment must be made to the price for the portion of the building above the first floor. In the case of the sale price for the subject Route 30 parcel, the proposed building is four stories. Assuming only half would typically be used for retail purposes, the adjusted contract price per square foot of building area increases to $49.26. If one assumes only one floor can be used, the adjusted price per square foot of building area becomes $98.53 per square foot, assuming only one fourth of the site could be developed. The building base at that point could more than likely be larger due to a lower parking requirement for the smaller building thereby bringing the contract price more in line with the comparable land sales.

      Other issues affecting the comparable land sales include existing buildings on the site and wetland areas. Sale 3 was improved with a structure, portions of which were used in the redevelopment. As a result, adjustments to this sale was necessary. As mentioned, the adjusted price is $77.22, in line with the remaining sales.

      The subject, Speen Street parcel, is 9.22 acres but because of wetlands, we estimate only about 6 acres can be developed. At the writing of this report, however, the development has not been approved and thus the exact dimensions are not known.

      We have not attempted to apply specific adjustments to the land sales but have used them to support the contract prices being paid for the subject outparcels. Both parcels are proposed to be developed with hotels and thus may be developed more densely than the typical retail buildings developed on the sale parcels because of variations in parking requirements for retail buildings versus hotels. As a result, these sales provide us with an indication of prices being paid in the market for commercial land but cannot on a feature-by-feature basis be compared directly with the subject outparcels.

      The 9.22 acre Speen Street parcel is presently under agreement for $3,000,000 and the sales presented appear to well support the price being paid for this parcel. The 4.6 acre Route 30 parcel is under agreement for $1,650,000. The price being paid for this site appears from the sales to be lower but when adjusting for the four story height of the proposed building, brings the price more in line with the sales.

================================================================================


                                      -91-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        Outparcel Land Valuation
================================================================================

      Based on the above analysis, we have concluded the contract prices for the subject outparcels appear reasonable. Thus our conclusion of value for the parcels is as follows:

              342 Speen Street                      $3,000,000

              Route 30 @ Burr Street                $1,650,000
                                                    ----------

              Total Outparcel Value                 $4,650,000

================================================================================


                                      -92-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                         RECONCILIATION AND FINAL VALUE ESTIMATE
================================================================================

      Reconciliation is the process of deriving a single point value estimate for the subject property from the indications provided by the approaches at hand. This process requires the weighing of each approach as it relates to the appraisal assignment and resolving the differences among the valuation procedures. In the end, a single estimate of market value is concluded based upon the appropriateness of each value indication. A summary of the value indications for the subject is set forth below.

     =======================================================================
                                  Value Summary
     -----------------------------------------------------------------------
            Sales Comparison Approach        $128,400,000 - $132,300,000
     -----------------------------------------------------------------------
            Income Approach
              Discounted Cash Flow                 $131,600,000
              Direct Capitalization                $131,600,000
     -----------------------------------------------------------------------
            Outparcel Land Value                   $4,650,000
     =======================================================================

      Two approaches to value have been utilized for this analysis. In general terms, the approaches included provide complementary results, each approach or technique supporting the other. Between the high and low range supported by each methodology, we see a variance of about 3 percent.

Cost Approach

      The Cost Approach is based on the principle of substitution which maintains that the prudent purchaser will not pay more for a property than the cost to construct an equally desirable substitute property. It is best applied to a property where improvements to the site are new or of a special design and use. The estimation of replacement cost new and developer's profit requires judgment, based upon cost services and interviews. Investors in existing properties do not typically use cost analysis when purchasing existing real estate and thus this methodology has not been used in valuing the subject. Land value which is typically a part of the cost approach has been estimated for the two outparcel pads which are currently under agreement. The methodology uses a market comparison approach based upon comparable transactions.

Sales Comparison Approach

      The Sales Comparison Approach has arrived at a value for the subject property by analyzing historical arms-length transactions, reducing the gathered information to common units of comparison, adjusting the sale data for differences with the subject, and interpreting the results to yield a meaningful value conclusion. The basis of these conclusions was the cash-on-cash return based on net income and the adjusted price per square foot of gross leasable area sold.

================================================================================


                                      -93-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                         Reconciliation and Final Value Estimate
================================================================================

      The process of comparing historical sales data to assess what purchasers have been paying for similar type properties is weak in estimating future expectations. Although the unit sale price yields comparable conclusions, it is not the primary tool by which the investor market for a property like the subject operates. In addition, no two properties are alike with respect to quality of construction, location, market segmentation and income profile. As such, subjective judgment necessarily becomes a part of the comparative process. The usefulness of this approach is that it interprets specific investor parameters established in their analysis and ultimate purchase of a property. In light of the above, this methodology is best suited as support for the conclusions of the "Income Approach". It provides useful market extracted rates of return, such as overall rates, to simulate investor behavior in the "Income Approach".

Income Approach

      Discounted Cash Flow Analysis

      The subject property is highly suited to analysis by the discounted cash flow method (DCF) as it will be bought and sold in investment circles. The focus on property value in relation to anticipated income is well founded since the basis for investment is profit in the form of return or yield on invested capital.

      The subject property, as an investment vehicle, is sensitive to all changes in the economic climate and the economic expectations of investors. The discounted cash flow analysis may easily reflect changes in the economic climate of investor expectations by adjusting the variables used to qualify the model. In the case of the subject property, the DCF can analyze existing leases, probabilities of future rollovers and turnovers, and reflect the expectations of overage rents. Essentially, the DCF can model many of the dynamics of a complex shopping center.

      Particular emphasis is placed on the results of the discounted cash flow analysis because of the applicability of this method in accounting for the specific characteristics of the property, as well as being the tool used by many purchasers.

      Direct Capitalization

      Direct capitalization has its basis in capitalization theory and uses the premise that the relationship between income and sales price may be expressed as a rate or its reciprocal, a multiplier. This process selects rates derived from the marketplace, in much the same fashion as the "Sales Comparison Approach", and applies this to a projected net operating income to derive a sale price. The weakness here is the idea of using one year of cash flow as the basis for calculating a sale price. This is simplistic in its view of expectations and may sometimes be misleading. If the year chosen for the analysis of the sale price contains an income steam that is over or understated, this error is compounded by the capitalization process. Nonetheless, real estate of the subject's caliber is sometimes purchased on a direct capitalization basis. Overall, this methodology has been given important consideration in our total analysis, due to the subject's stabilized operations.

================================================================================


                                      -94-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                         Reconciliation and Final Value Estimate
================================================================================

Conclusions

      We have briefly discussed the applicability of each of the methods presented. Because of certain vulnerable characteristics in the Sales Comparison Approach, it has been used as supporting evidence and as a final check on the value conclusion indicated by the Income Approach methodologies. The ranges in value exhibited by the Income Approach are consistent with the leasing profiles. Each indicates complimentary results with the Sales Comparison Approach, the conclusions being supportive of each method employed, and neither range being extremely high or low in terms of the other.

      As a result of our analysis, we have formed an opinion that the market value of the leased fee estate in the referenced property, subject to the assumptions, limiting conditions, certifications, and definitions, as of July 11, 1997, was:

           ONE HUNDRED THIRTY ONE MILLION SIX HUNDRED THOUSAND DOLLARS
                                  $131,600,000

      In addition to estimating the value of the Shoppers World center we have also estimated the value of the two vacant outparcel sites. The value estimate attributed to these parcels is as follows:

                 342 Speen Street                           $3,000,000
                 Route 30 @ Burr Street                     $1,650,000
                                                            ----------

                 Total Estimate Outparcel Value             $4,650,000

================================================================================


                                      -95-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Appraisal" means the appraisal report and opinion of value stated therein; or the letter opinion of value, to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Appraisal.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Appraisal.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Appraisal.

This appraisal is made subject to the following assumptions and limiting conditions:

1. This is a Summary Appraisal Report which is intended to comply with the reporting requirements set forth under Standard Rule 2-2(b) of the Uniform Standards of Professional Appraisal Practice for a Summery Appraisal Report. As such, it might not include full discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning, and analyses is retained in the appraiser's file. The information contained in this report is specific to the needs of the client and for the intended use stated in this report. The appraiser is not responsible for unauthorized use of this report.

2. No opinion is intended to be expressed and no responsibility is assumed for the legal description or for any matters which are legal in nature or require legal expertise or specialized knowledge beyond that of a real estate appraiser. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

3. The information contained in the Appraisal or upon which the Appraisal is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraiser nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits and factual matters.

4. The opinion of value is only as of the date stated in the Appraisal. Changes since that date in external and market factors or in the Property itself can significantly affect property value.

5. The Appraisal is to be used in whole and not in part. No part of the Appraisal shall be used in conjunction with any other appraisal. Publication of the Appraisal or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise stated in the letter of engagement, the Appraisal may not be used by any person other than the party to whom it is addressed or for purposes other than that for which it was prepared. No part of the Appraisal shall be conveyed to the public through advertising, or used in any sales or promotional material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

================================================================================


                                      -96-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             Assumptions and Limiting Conditions
================================================================================

6. Except as may be otherwise stated in the letter of engagement, the Appraiser shall not be required to give testimony in any court or administrative proceeding relating to the Property or the Appraisal.

7. The Appraisal assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state and local zoning and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Appraisal; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimate contained in the Appraisal is based.

8. The physical condition of the improvements considered by the Appraisal is based on visual inspection by the Appraiser or other person identified in the Appraisal. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components

9. The forecasted potential gross income referred to in the Appraisal may be based on lease summaries provided by the owner or third parties. The Appraiser has reviewed lease documents and assumes no responsibility for the authenticity or completeness of lease information provided by others. C&W recommends that legal advice be obtained regarding the interpretation of lease provisions and the contractual rights of parties.

10. The forecasts of income and expenses are not predictions of the future. Rather, they are the Appraiser's best estimates of current market thinking on future income and expenses. The Appraiser and C&W make no warranty or representation that these forecasts will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Appraisal, envisages for the future in terms of rental rates, expenses, supply and demand.

11. Unless otherwise stated in the Appraisal, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance of the improvements or may be located at or about the Property was not considered in arriving at the opinion of value. These materials (such as formaldehyde foam insulation, asbestos insulation and other potentially hazardous materials) may adversely affect the value of the Property. The Appraisers are not qualified to detect such substances. C&W recommends that an environmental expert be employed to determine the impact of these matters on the opinion of value.

12. Unless otherwise stated in the Appraisal, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in arriving at the opinion of value. Failure to comply with the requirements of the ADA may adversely affect the value of the property. C&W recommends that an expert in this field be employed.

================================================================================


                                      -97-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                      CERTIFICATION OF APPRAISAL
================================================================================

      We certify that, to the best of our knowledge and belief:

1.    Susan R. Balogh, MAI inspected the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event. The appraisal assignment was not based on a requested minimum valuation, a specific valuation or the approval of a loan.

6. No one provided significant professional assistance to the persons signing this report.

7. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Susan R. Balogh, MAI has completed the requirements of the continuing education program of the Appraisal Institute.


                                        /s/ Susan R. Balogh, MAI
                                        ----------------------------------------
                                        Susan R. Balogh, MAI
                                        Senior Appraiser
                                        Valuation Advisory Services
                                        MA Certified General Appraiser No. 549

================================================================================


                                      -98-
                                                             CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                         ADDENDA
================================================================================

                               COMPARABLE RENTALS

                                SUBJECT RENT ROLL

                              1996 OPERATING BUDGET

                              SUBJECT SALES REPORTS

                         PRO-JECT LEASE ABSTRACT REPORT

                           PRO-JECT ASSUMPTION REPORT

                         PRO-JECT TENANT REGISTER REPORT

                        PRO-JECT LEASE EXPIRATION REPORT

                             ENDS FULL DATA REPORTS

                      CUSHMAN & WAKEFIELD INVESTOR SURVEY

                           APPRAISERS' QUALIFICATIONS

================================================================================

                          SHOPPERS' WORLD MAIN PARCELS


                                    EXHIBIT A

                          Legal Description of the Land

      The land in Framingham and Natick, Middlesex County, Massachusetts shown as Parcel D and Parcel C on a plan entitled "Plan of Land in Framingham and Natick, Mass.," dated May 27, 1992, scale: 120 feet to an inch, drawn by Guerriere & Halnon, Inc. Engineering & Land Surveying, which plan is recorded with the Middlesex South District Registry of Deeds as Plan No. 424 of 1992, said land being more particularly described as follows (the "Equitable Tract"):

      Beginning at the southwesterly corner of the premises on the northerly sideline of Worcester Road (Route 9) in said Framingham, thence running:

      N02(degrees) 06'21"W        by land of Hanna Enterprises, 226.00 feet to
                                  a point; thence turning and running

      S87(degrees) 53'40"W        by said land of Hanna Enterprises, 100.00
                                  feet to a point at land of Ken's Steak
                                  House, Inc.; thence turning and running

      N02(degrees) 06'2l"W        by said land of Ken's Steak House, Inc.,
                                  219.76 feet to a point; thence turning and running

      S87(degrees) 43'l0"W        by said land of Ken's Steak House, Inc.,
                                  129.96 feet to a point; thence turning and running

      N43(degrees) 2l'37"W        by said land of Ken's Steak House, Inc.,
                                  171.15 feet to a point at land of Eleanor
                                  Realty Company; thence turning and running

      N63(degrees) 01'l0"E        by said land of Eleanor Realty Company,
                                  166.60 feet to a point; thence turning and running

      N38(degrees) 20'48"W        by said land of Eleanor Realty Company and
                                  land of Victorian Realty Trust and of
                                  McDonalds Realty Trust, 1005.10 feet to a point; thence turning and running

      N36(degrees) 12'4l"W        by said land of McDonalds Realty Trust,
                                  205.12 feet to a stone bound found in the
                    southeasterly sideline of Cochituate Road; thence turning and running

      N64(degrees) 13'53"E        by said Cochituate Road, 261.49 feet to an
                                  iron rod found at the corner of land of
                                  Shoppers' World, Inc. shown as Parcel E on said plan; thence turning and running

      S25(degrees) 46'15"E        by said land of Shoppers' World, Inc.,
                                  112.08 feet to a point; thence turning and running

      N64(degrees) 13'45"E        by said land of Shoppers' World, Inc., 94.00
                                  feet to a point; thence turning and running

      N25(degrees) 46'15"W        by said land of Shoppers' World, Inc.,
                                  112.08 feet to a drill hole stone bound
                                  found in the southeasterly sideline of
                                  Cochituate Road; thence turning and running

      N64(degrees) l3'53"E        by said Cochituate Road, 1312.13 feet to a
                                  point at the corner of land of C. W.
                                  Communications, Inc., said point being
                                  N64(degrees) 13'53"E a distance of 12.66 feet from a stone bound found in the southeasterly sideline of said Cochituate
                                  Road; thence turning and running

      S24(degrees) 06'20"E        by said land of C. W. Communications, Inc.
                                  and land of Shoppers' World, Inc., 287.02 feet to a point; thence turning and running

      N65(degrees) 53'40"E        by said land of Shoppers' World, Inc. and
                                  said land of C. W. Communications, Inc.,
                                  490.00 feet to a point at land of Shoppers'
                                  World, Inc.; thence turning and running

      S24(degrees) 06'20"E        by said land of Shoppers' World, Inc.,
                                  1012.80 feet to a point; thence turning and running

      S12(degrees) 26'59"W        by said land of Shoppers' World, Inc., and
                                  by other land of Shoppers' World, Inc. shown as Parcel B and Parcel A on said plan, 1312.63 feet to a point in the northerly sideline of Worcester Street (Route 9) in said Natick; thence turning and running

      S87(degrees) 02'20"W        by said Worcester Street in Natick and
                                  Worcester Road in Framingham, 120.40 feet to a point; thence turning and running

      S87(degrees) 53'40"W        by said Worcester Road, 204.76 feet to a
                                  point of nontangency; thence turning and running

      by a curve to the right having a radius of 45.00 feet, a distance of
      49.27 feet to a point of nontangency; thence turning and running

      N02(degrees) 06'20"W        by said Worcester Road 15.00 feet to a
                                  point; thence turning and running

      S87(degrees) 53'40"W        by said Worcester Road, 62.00 feet to a
                                  point; thence turning and running

      S02(degrees) 06'20"E        by said Worcester Road, 25.00 feet to a
                                  point of nontangency; thence turning and running

      by a curve to the right having a radius of 45.00 feet, a distance of
      32.84 feet to a point of nontangency; thence turning and running

      S87(degrees) 53'40"W        by said Worcester Road, 814.90 feet to the
                                  point of beginning.

      Containing, according to said plan, 86.6846 acres within Framingham (shown as Parcel D on said plan) and 1532+/- square feet in Natick (shown as Parcel C on said plan).

      Being the same premises, as affected by subsequent takings as shown on said plan, conveyed to The Equitable Life Assurance Society of the United States by two deeds, one from Middlesex Center, Inc., dated March 7, 1951, recorded with said Deeds in Book 7713, Page 441, and the other from Shoppers' World, Inc. dated June 27, 1957, recorded with said Deeds in Book 8976, Page 66.

                                    EXHIBIT A

                          Legal Description of the Land

      Two parcels of land in Framingham, Middlesex County, Massachusetts, more particularly described as Parcel I and Parcel II, below (collectively, the "Shoppers' Tract") :

                                    Parcel I

      The land in Framingham, Middlesex County, Massachusetts shown as Parcel E on a plan entitled "Plan of Land in Framingham and Natick, Mass.," dated May 27, 1992, scale: 120 feet to an inch, drawn by Guerriere & Halnon, Inc. Engineering & Land Surveying, which plan is recorded with the Middlesex South District Registry of Deeds as Plan No. 424 of 1992, said land being more particularly described as follows:

      Beginning at the most northerly corner of the premises at a drill hole stone bound found on the southeasterly sideline of Cochituate Road, thence running:

      S64(degrees) 13'53"W        by said Cochituate Road, 94.00 feet to an
                                  iron rod found; thence turning and running

      S25(degrees) 46'15"E        by land of The Equitable Life Assurance
                                  Society of the United States shown as Parcel
                                  D on said plan, 112.08 feet to a point;
                                  thence turning and running

      N64(degrees) 13'45"E        by said land of The Equitable Life Assurance
                                  Society of the United States, 94.00 feet to a point; thence turning and running

      N25(degrees) 46'15"W        by said land of The Equitable Life Assurance
                                  Society of the United States, 112.08 feet to the point of beginning.

      Containing, according to said plan, 10,535+/- square feet of land.

      Being the same premises, as affected by subsequent takings as shown on said plan, conveyed to Shoppers' World, Inc. by deed of Floyd J. Allen and Golda
C. Allen, dated February 24, 1960, recorded with said Deeds in Book 9552, Page
348. (Allied Stores General Real Estate Company is the surviving corporation by merger with said Shoppers' World, Inc.).

                                    Parcel II

      The land in Framingham, Middlesex County, Massachusetts shown as "Area = 1,800 sq. ft." on a plan entitled "Plan of Land in Framingham, Mass.," scale: 30 feet to an inch, dated July 11, 1963, revised August 16, 1963, prepared by William S. Crocker, Inc. Civil Engineers and Surveyors, which plan is recorded with the Middlesex South District Registry of Deeds as Plan No. 1540 of 1963 at Book 10396, Page 559, said land being more particularly described as follows:

      Beginning at the most northerly corner of the premises, which is a corner at land shown as "Area = 148,692+/- sq. ft." on said plan, thence running:

      S65(degrees) 53'57"W        by said other land shown on said plan
                                  located within a Boston Edison Co. easement as shown on said plan, 20.00 feet to a point; thence turning and running

      S24(degrees) 06'03"E        by land shown as Parcel C-2 on said plan,
                                  90.00 feet to a point; thence turning and running

      N65(degrees) 53'57"E        by said Parcel C-2, 20.00 feet to a point;
                                  thence turning and running

      N24(degrees) 06'03"W        by said other land shown on said plan as
                                  "Area = 148,692+/- sq. ft.", 90.00 feet to the
                                  point of beginning.

      Being the same premises conveyed to Shopper's World, Inc. by deed of Harry Bergson and W. Arthur Garrity, Jr., Trustees in Reorganization of Middlesex Center, Inc., dated February 29, 1956, recorded with said Deeds in Book 8680, Page 226. (Allied Stores General Real Estate Company is the surviving corporation by merger with said Shoppers' World, Inc.)

                              GENERAL CINEMA PARCEL

      A certain parcel of land situated on the northerly side of Route 9, also known as Worcester Turnpike, in the Towns of Framingham and Natick, Middlesex County, Commonwealth of Massachusetts, bounded and described as follows and shown as Lot 1 on the survey entitled "Subdivision Plan of Land, Map 345 Block 109 Lot 21" dated November 15, 1993 prepared by Rizzo Associates, Inc. for the New Brendon Corp., Framingham, MA recorded on November 22, 1993 as Instrument No. 988 (the "Plan"):

            Beginning at a point on the northerly sideline of Route 9 in the Town of Natick, said point being sixty and seventy two hundredths feet (60.72') northeast of the intersection of the town line and said Route 9; thence

      N l2(degrees) 27' 53" E     a distance of one thousand three hundred
                                  twelve and forty eight hundredths feet
                                  (1312.48') passing into Framingham, by land, now or formerly, of Equitable Life Assurance to a point; thence

      N 24(degrees) 07' 01" W     a distance of one thousand twelve and ninety
                                  six hundredths feet, (1012.96') by land, now or formerly, of Equitable Life Assurance to a point; thence

      N 24(degrees) O5' 50" W     a distance of two hundred ninety six and
                                  ninety seven hundredths feet (296.97') by land, now or formerly, of CW Communications, Inc. and intersecting with the southerly sideline of Route 30; thence

      Northeasterly               and curving to the right along the arc of a
                                  curve having a radius of nine thousand nine hundred forty seven and ninety six hundredths feet (9947.96') a length of four hundred sixty three and sixteen hundredths
                                  (463.16') along the southerly sideline of Route 30 to a point; thence

      N 68(degrees) 35' 05" E     a distance of one hundred forty six and
                                  forty two hundredths feet (146.42')
                                  continuing along the southerly sideline of Route 30 to a point; thence

      S 19(degrees) 32' 58" E     a distance of twenty eight and sixty three
                                  hundredths feet (28.63') by land, nor or formerly, of the Massachusetts Turnpike
                                  Authority to a point; thence

DESCRIPTION SHEET                                          POLICY NO. 9351-00651

      Northeasterly               and curving to the right along the arc of a
                                  curve having a radius of one thousand one hundred sixty five and no hundredths feet
                                  (1165.00') a length of two hundred thirty four and seventy seven hundredths feet
                                  (234.77') by land, now or formerly, of the Massachusetts Turnpike Authority to a point;
                                  thence

      Northeasterly               and curving to the right along the arc of a
                                  curve having a radius of two hundred fifteen and one hundredths feet (215.01') a length of one hundred thirty nine and sixty two hundredths feet (139.62') by land, now or formerly, of the Massachusetts Turnpike
                                  Authority to a point; thence

      S 44(degrees) 59' 44" E     a distance of five hundred two and twenty
                                  four hundredths feet (502.24') by land of, now or formerly, Massachusetts Turnpike
                                  Authority; thence

      S 89(degrees) 59' 44" E     a distance of one thousand thirty six and
                                  sixty four hundredths feet (1036.64') by land, now or formerly, Massachusetts
                                  Turnpike Authority and Lot 2 on said Plan to a point; thence

      N 30(degrees) 02' 30" E     a distance of eight hundred thirty one and
                                  forty three hundredths feet (831.43') by land shown as Lot 2 on said Plan; thence

      S 17(degrees) 03' 39" E     a distance of nine hundred seven and thirty
                                  eight hundredths feet (907.38') in the Town of Natick along the westerly sideline of Speen Street to a point; thence

      S 67(degrees) 20' 29" W     a distance of six and forty two hundredths
                                  feet (6.42') by land, now or formerly of Nolan Inc. to a point; thence

      S 80(degrees) 14' 06" W     a distance of eight hundred fifty nine and
                                  seventy seven hundredths feet (859.77') by land, now or formerly, of Nolan Inc. to a point; thence

      S 30(degrees) 02' 30" W     a distance of one thousand one hundred two
                                  and nineteen hundredths (1102.19') along the Framingham-Natick town line and land, now or formerly, of William G. Finard Et Al to a point, thence

DESCRIPTION SHEET                                          POLICY NO. 9351-00651

      S 51(degrees) 49' 07" W     a distance of nine hundred twenty two and
                                  forty eight hundredths feet (922.48')
                                  continuing along the town line by the land, now or formerly, of William G. Finard et al, and Worcester-Natick Properties to a point;
                                  thence

      S 02(degrees) 49' 00" E     a distance of four hundred twenty eight and
                                  fifty two hundredths feet (428.52') by the land, now or formerly, of Worcester-Natick
                                  Properties to a point; thence

      N 87(degrees) 01' 22" E     a distance of four hundred and no hundredths
                                  feet (400.00') by the land, now or formerly, of Worcester-Natick Properties to a point;
                                  thence

      S 03(degrees) 06' 28" E     a distance of seventy six and eighteen
                                  hundredths feet (76.18') by the land of
                                  Worcester-Natick Properties to a point of intersection with Route 9; thence

      S 87(degrees) 0l' 44" W     a distance of six hundred seventy two and
                                  eighty five hundredths feet (672.85') along the northerly sideline of Route 9 to a point of curvature; thence

      Northerly                   along the arc of a curve having a radius of
                                  one hundred thirty five and no hundredths feet (135.00') a distance of eighty nine and fifty seven hundredths feet (89.57') to a point; thence

      S 87(degrees) 0l' 44" W     a distance of forty nine and no hundredths
                                  feet (49.00') along the side line of Route 9 to a point; thence

      S l8(degrees) 28' 17" W     a distance of eleven and five hundredths
                                  feet (11.05') along the side line of Route 9 to a point; thence

      Southwesterly               and curving to the right along the arc of a
                                  curve having a radius of thirty five and no hundredths feet (35.00') a distance of forty five and fifty hundredths feet (45.50') to a point of tangency with Route 9; thence

      S 87(degrees) 0l' 44" W     a distance of two hundred forty six and
                                  forty nine hundredths feet (246.49') along the northerly side line of Route 9 to the point of beginning.

DESCRIPTION SHEET                                          POLICY NO. 9351-00651

      Subject to easements, restrictions, reservations, conditions, covenants, agreements and other matters of record affecting the conveyed premises, possible encroachments and matters shown on the Plan.

      The above described parcel of land contains an area of 81.7 acres more or less.

4/29/97                     Community Centers One LLC                    3:58 pm

User: KRAUSE                  Commercial Rent Roll                      Page: 24

                     Report Date From : 5/01/97 To : 5/31/97

Property : Shoppers World Community Ctr
           Framingham, MA 01701

                                                           TERM                       PRORATED              BASE RENT     BASE RENT
                                         SQ. FOOT  --------------------   UNIT INFO   BASE RENT  RENT PER    INCREASE     INCREASE
      TENANT               UNIT REF NO.  OCCUPIED    FROM         TO      BASE RENT     ANNUAL   SQ FT/YR     (DATE)      (AMOUNT)
-------------------------- -----------   -------   ---------   --------  ----------  ----------  ---------  ----------   ----------
Kids R Us  #1332              970-501      18300     8/23/94     1/31/20     3750.00      45000.00     2.46  11/01/94      3,750.00


Toys "R" Us  #7505            970-502      45000     9/22/94     1/31/20     8750.00     105000.00     2.33  11/01/94      8,750.00

Jordan Marsh-Store #140       970-503      40000     9/09/94     1/31/20        0.00          0.00     0.00                    0.00

T. J. Maxx #147               970-504      39884     7/30/95     7/31/10    53178.67     638144.04    16.00  10/01/95     53,178.67
                                                                                                              8/01/00     58,496.53
                                                                                                              8/01/05     64,346.19

Sears Homelife #4464          970-505      36108    11/12/94    12/31/04    25576.50     306918.00     8.50  12/01/94     25,576.50
                                                                                                              1/01/00     29,428.02

Jewelry Depot                 970-506       6071    11/09/95    11/30/02    17707.08     212484.96    35.00  12/01/95     17,707.08
                                                                                                             12/01/97     18,213.00
                                                                                                             12/01/98     18,718.92
                                                                                                             12/01/99     19,224.83
                                                                                                             12/01/00     19,730.75
                                                                                                             12/01/0l     20,236.67

Vacant                        970-511      27089                                0.00          0.00     0.00                    0.00

Vacant                        970-512      24560                                0.00          0.00     0.00                    0.00

Brew House                    970-513       8500     7/30/96     7/31/06    20541.67     246500.04    29.00   8/01/96     20,541.67
                                                                                                              8/01/01     23,622.92

Marshalls #612                970-514      50081     7/30/95     1/31/11    64270.62     771247.44    15.40  10/01/95     64,270.62
                                                                                                              8/01/00     70,697.68
                                                                                                              8/01/05     77,750.75

Bobs                          970-515      50059     8/08/95     1/31/11    60905.12     730861.44    14.60  10/01/95     60,905.12
                                                                                                              8/01/00     66,995.63
                                                                                                              8/01/05     73,670.16

Corning At Home               970-516      10775    11/18/95    11/30/00    21550.00     258600.00    24.00   5/01/96     21,550.00

Linens 'N Things#436          970-517      40159     8/02/95     1/31/11    57728.56     692742.72    17.25  10/01/95     57,728.56
                                                                                                              9/01/00     63,518.15
                                                                                                              9/01/05     69,843.19

Sports Authority#858          970-518      43629     4/03/95     8/31/15    72715.00     872580.00    20.00  10/01/95     72,715.00
                                                                                                              3/01/98     76,390.75
                                                                                                              9/01/00     79,986.50
                                                                                                              9/01/05     83,622.25


                           ---CAM EXPENSE------    --REAL ESTATE TAX----      --INS EXPENSE-----     -----GROSS RENTS------
      TENANT                 MONTH     SQ FT/YR     MONTH       SQ FT/YR       MONTH    SQ FT/YR     SQ FT/YR     TOTAL
-------------------------- ---------  ---------    ---------    --------      -------   --------     --------   -----------
Kids R Us  #1332            2,616.01       1.72        0.00         0.00        0.00       0.00         4.17      6,366.01


Toys "R" Us  #7505          6,432.81       1.72        0.00         0.00        0.00       0.00         4.05     15,182.81

Jordan Marsh-Store #140     3,333.33       1.00        0.00         0.00        0.00       0.00         1.00      3,333.33

T. J. Maxx #147             5,701.47       1.72        0.00         0.00        0.00       0.00        17.72     58,880.14



Sears Homelife #4464        5,205.57       1.73    4,997.39         1.66      902.70       0.30        12.19     36,682.16


Jewelry Depot               1,308.91       2.59      966.27         1.91      174.54       0.34        39.84     20,156.80






Vacant                          0.00       0.00        0.00         0.00        0.00       0.00         0.00          0.00

Vacant                          0.00       0.00        0.00         0.00        0.00       0.00         0.00          0.00

Brew House                  1,832.60       2.59    1,352.87         1.91      244.38       0.35        33.84     23,971.92


Marshalls #612              6,716.65       1.61        0.00         0.00     1252.03       0.30        17.31     72,239.30


Bobs                        6,713.79       1.61        0.00         0.00     1251.48       0.30        16.91     68,870.39



Corning At Home             1,715.02       1.91    1,491.27         1.66      269.38       0.30        27.87     25,025.67

Linens 'N Things#436        5,427.23       1.62        0.00         0.00        0.00       0.00        18.87     63,155.79



Sports Authority#858        6,066.73       1.67        0.00         0.00        0.00       0.00        21.67     78,781.73

4/29/97                     Community Centers One LLC                    3:58 pm

User: KRAUSE                  Commercial Rent Roll                      Page: 25

                     Report Date From : 5/01/97 To : 5/31/97

Property : Shoppers World Community Ctr
           Framingham, MA 01701

                                                           TERM                       PRORATED              BASE RENT     BASE RENT
                                         SQ. FOOT  --------------------   UNIT INFO   BASE RENT  RENT PER    INCREASE     INCREASE
      TENANT               UNIT REF NO.  OCCUPIED    FROM         TO      BASE RENT     ANNUAL   SQ FT/YR     (DATE)      (AMOUNT)
-------------------------- -----------   -------   ---------   --------  ----------  ----------  ---------  ----------   ----------
                                                                                                              9/01/10     87,258.00

OfficeMax, Inc. #121          970-519      30000    12/14/96     9/30/11    72700.00     872400.00    29.08   1/01/97     72,700.00
                                                                                                             10/01/01     75,200.00
                                                                                                             10/01/06     77,700.00

Nobody Beats The Wiz          970-520      50000     9/01/96     8/31/11    99852.17    1198226.04    23.96   9/01/96     99,852.17
                                                                                                              9/01/98    120,685.50
                                                                                                              9/01/01    126,935.50
                                                                                                              9/01/06    122,083.33

Mikasa, Inc.                  970-521      18011    10/19/96    10/31/06    30011.67     360140.04    20.00  11/01/96     30,011.67
                                                                                                             11/01/98     34,513.42
                                                                                                             11/01/00     37,514.58

Barnes & Noble #2645          970-522      29963     9/29/95     2/01/11    82398.25     988779.00    33.00  11/01/95     82,398.29
                                                                                                             10/01/00     94,757.99
                                                                                                             10/01/05    108,965.44

Cambridge Soundworks, Inc.    970-523       2196     8/09/95     8/31/05     7612.80      91353.60    41.60   9/01/96      7,612.80
                                                                                                              9/01/97      7,917.31
                                                                                                              9/01/98      8,234.00
                                                                                                              9/01/99      8,563.36
                                                                                                              9/01/00      8,905.89
                                                                                                              9/01/01      9,262.13
                                                                                                              9/01/02      9,632.62
                                                                                                              9/01/03     10,017.92
                                                                                                              9/01/04     10,418.64

Snip-Its                      970-524       1871     9/22/95     9/30/00     7226.75      86721.00    46.35  10/01/96      7,226.75
                                                                                                             10/01/97      7,443.50
                                                                                                             10/01/98      7,666.42
                                                                                                             10/01/99      7,897.17

Bruegger's Fresh Bagel Baker  970-525       1935     6/15/96     6/30/06     6450.00      77400.00    40.00   7/01/96      6,450.00
                                                                                                              7/01/01      7,417.50

General Cinema Theatres #972  970-600      85000    12/16/94    12/31/14   159375.00    1912500.00    22.50   1/01/97    159,375.00

TGI Fridays                   970-601T      6300    12/18/95    12/31/05    14583.34     175000.08    27.78   1/01/96     14,583.34

Olive Garden #1511            970-601U      9200     5/13/96     5/31/11    14583.34     175000.08    19.02   6/01/96     14,583.34
                                                                                                              6/01/01     16,770.83
                                                                                                              6/01/06     19,286.46


                              ---CAM EXPENSE------    --REAL ESTATE TAX----      --INS EXPENSE-----     -----GROSS RENTS------
      TENANT                    MONTH     SQ FT/YR     MONTH       SQ FT/YR       MONTH    SQ FT/YR     SQ FT/YR     TOTAL
--------------------------    ---------  ---------    ---------    --------      -------   --------     --------   -----------


OfficeMax, Inc. #121           4,197.71       1.68        0.00         0.00      751.19       0.30        31.06     77,648.90



Nobody Beats The Wiz          10,329.88       2.48    6,932.51         1.66     1252.25       0.30        28.41    118,366.81




Mikasa, Inc.                   3,882.31       2.59    2,492.19         1.66      450.18       0.30        24.54     36,836.35



Barnes & Noble #2645           4,477.94       1.79        0.00         0.00        0.00       0.00        34.79     86,876.19



Cambridge Soundworks, Inc.       473.46       2.59      349.52         1.91       63.14       0.35        46.44      8,498.92









Snip-Its                         403.39       2.59      297.79         1.91       53.79       0.34        51.19      7,981.72




Bruegger's Fresh Bagel Baker     417.19       2.59      267.81         1.66       48.38       0.30        44.55      7,183.38


General Cinema Theatres #972  14,166.67       2.00        0.00         0.00        0.00       0.00        24.50    173,541.67

TGI Fridays                      941.53       1.79        0.00         0.00        0.00       0.00        29.57     15,524.87

Olive Garden #1511             1,983.52       2.99    1,273.29         1.66      230.00       0.30        23.57     18,070.15

4/29/97                     Community Centers One LLC                    3:58 pm

User: KRAUSE                  Commercial Rent Roll                      Page: 26

                     Report Date From : 5/01/97 To : 5/31/97

Property : Shoppers World Community Ctr
           Framingham, MA 01701

                                                           TERM                       PRORATED              BASE RENT     BASE RENT
                                         SQ. FOOT  --------------------   UNIT INFO   BASE RENT  RENT PER    INCREASE     INCREASE
      TENANT               UNIT REF NO.  OCCUPIED    FROM         TO      BASE RENT     ANNUAL   SQ FT/YR     (DATE)      (AMOUNT)
-------------------------- -----------   -------   ---------   --------  ----------  ----------  ---------  ----------   ----------
Vacant                        970-601W      8000                                0.00          0.00     0.00                    0.00

MetroWest Bank-ATM            970-9920       950    10/27/82     5/31/95      627.08       7524.96     7.92  12/01/94        627.08

Bradlee's                     970-9940    102555    11/15/74    10/31/05     8333.33      99999.96     0.98  10/01/94      8,333.33

Logan Express - Massport      970-9970         0     7/01/90     9/30/05    26000.00     312000.00     0.00  10/01/96     26,000.00
                                                                                                             10/01/97     27,040.00
                                                                                                             10/01/98     28,121.60
                                                                                                             10/01/99     29,246.46
                                                                                                             10/01/00     30,416.32
                                                                                                             10/01/01     31,632.97
                                                                                                             10/01/02     32,898.29
                                                                                                             10/01/03     34,214.22
                                                                                                             10/01/04     35,582.79

Framingham/Natick Park-and-R  970-9980         0     8/01/88     3/31/99     5833.33      69999.96     0.00   4/01/96      5,833.33

Misc. Income                  970-99999        0                                0.00          0.00     0.00                    0.00
----------------------------  ---------  -------  ----------  ----------  ----------  ------------  -------  --------  ------------
T 0 T A L S :                             786196                           942260.28   11307123.36    14.38


                              ---CAM EXPENSE------    --REAL ESTATE TAX----      --INS EXPENSE-----     -----GROSS RENTS------
      TENANT                    MONTH     SQ FT/YR     MONTH       SQ FT/YR       MONTH    SQ FT/YR     SQ FT/YR     TOTAL
--------------------------    ---------  ---------    ---------    --------      -------   --------     --------   -----------
Vacant                             0.00       0.00        0.00         0.00        0.00       0.00         0.00          0.00

MetroWest Bank-ATM                 0.00       0.00        0.00         0.00        0.00       0.00         7.92        627.08

Bradlee's                     10,798.26       1.26        0.00         0.00        0.00       0.00         2.24     19,131.59

Logan Express - Massport           0.00       0.00        0.00         0.00        0.00       0.00         0.00     26,000.00









Framingham/Natick Park-and-R       0.00       0.00        0.00         0.00        0.00       0.00         0.00      5,833.33

Misc. Income                       0.00       0.00        0.00         0.00        0.00       0.00         0.00          0.00
---------------------------  ----------  ---------  ----------  -----------  ----------  ---------  -----------  ------------
T 0 T A L S :                105,141.98       1.60   20,420.91         0.31     6943.44       0.11        16.40  1,074,766.61

Total Occupied Square Feet:     786196
Total Vacant Square Feet:            0

                             Framingham, Mass. - 970


                            Budget Comparison Report

                                    12/31/96

                            Budget Comparison Report

                               December Actual    December Budget         YTD Actual              YTD Budget
                               ---------------    ---------------         ----------              ----------
                                                         INCOME
RENTAL INCOME:

Income-Base Rent Billed          $   964,785          $1,017,754         $  8,927,220          $  9,691,551.69
Income - Strght Line Rent            201,707              60,791              919,884               733,727.10
Income Shuttle Service                 1,250                   0                8,750                     0.00
Income-CAM Billed                     86,754             114,498              805,355             1,373,970.00
Income-CAM Accrued                    (2,729)                  0               92,326                     0.00
Income-R E Taxes Billed               24,910             109,395              116,089             1,312,734.00
Income-R E Taxes Accrued              70,742                   0            1,030,466                     0.00
Income-Insurance Billed                4,700              15,276               35,709               183,306.00
Income-Insurance Accrued              54,524                   0              144,590                     0.00
Income - Late Fees                     2,846                   0                6,725                     0.00
Income - Bad Debt Reserve             19,044                   0             (122,305)                    0.00
St Line Rent Reserve                 (50,427)                  0             (229,971)                    0.00
                                 -----------          ----------         ------------          ---------------
SUB TOTAL - Rental Income        $ 1,378,106          $1,317,714         $ 11,734,838          $ 13,295,288.79

Income - Interest                      1,277                   0                7,047                     0.00
Income - Telephone                         0                   0                1,352                     0.00
                                 -----------          ----------         ------------          ---------------
TOTAL INCOME                     $ 1,379,383          $1,317,714         $ 11,743,237          $ 13,295,288.79

                                                       EXPENSES

Depreciation                         154,777             143,182            1,741,354             1,718,178.96
Management Fees                       71,000              51,656              420,043               619,866.96
Office Supplies                            0                 333                    0                 3,999.96
Office Supplies - R1                      15                   0                2,699                     0.00
Office Supplies - R2                       5                   0                  866                     0.00
Pressure Washing                           0               1,750                    0                21,000.00
Pressure Washing - R1                      0                   0               12,500                     0.00
Pest Control - R1                          0               1,250                   90                15,000.00
Pest Control - R2                          0                 200                   30                 2,400.00
R & M Supplies - R1                        0                 206                1,337                 2,475.00
R & M Supplies - R2                        0                  69                  414                   825.00
Parking Lot Contract - R1             10,633              10,707              132,570               128,483.04
Parking Lot Contract - R2              1,953               4,744               45,887                56,922.00
Trash Removal - R1                       113                 513                2,328                 6,150.00
Trash Removal - R2                        38                 171                  794                 2,049.96
Repairs to Curbs/Sidewalk                  0                 833                    0                 9,999.96
Snow Removal - R1                     53,544              14,583              343,060               174,999.96

                             Framingham, Mass. - 970


                            Budget Comparison Report

                                    12/31/96

                            Budget Comparison Report

                               December Actual    December Budget         YTD Actual              YTD Budget
Snow Removal - R2                $    15,614          $    6,250         $     97,968          $     75,000.00
Landscaping Center - R1                6,091              13,500              116,750               162,000.00
Landscaping Center - R2                  600               6,483               36,891                77,799.96
Striping/ADA                               0                 667                    0                 8,000.04
Striping/ADA - R1                          0                   0                8,719                     0.00
Striping/ADA - R2                          0                   0                2,341                     0.00
Retention Area Maintenance                 0               8,533                    0               102,399.96
Retention Area Maint - R1                  0                   0               32,694                     0.00
Retention Area Maint - R2                  0                   0               14,490                     0.00
R & M Security - R1                    6,814              11,678               79,884               140,130.96
R & M Security - R2                        0               3,092                    0                37,100.04
Shuttle Service                        1,403                   0               10,022                     0.00
Elec Expense R1                        8,283               9,295              123,146               111,540.00
Elec Expense - R2                      1,785               4,837               22,036                58,040.04
Gas Expense                               96                   0                   96                     0.00
Gas Expense - R1                           0                 375                  936                 4,500.00
Gas Expense - R2                          32                 125                  344                 1,500.00
Water/Sewer - R1                           0               1,083                  438                12,999.96
Water/Sewer - R2                           0                   0                   61                     0.00
Telephone                                 66                 270                   66                 3,240.00
Telephone - R1                           181                   0                4,308                     0.00
Telephone - R2                            60                   0                1,436                     0.00
R & M Parking Lot - R1                     0                 500                7,645                 6,000.00
R & M Parking Lot - R2                     0                 250                    0                 3,000.00
Signage                                    0                 917                1,067                11,000.04
R & M Electrical - R1                    494                 667                4,744                 8,000.04
R & M Electrical - R2                      0                 100                1,058                 1,200.00
Irrigation Repairs                         0               1,817                    0                21,800.04
Irrigation Repairs - R1                  425                   0                1,024                     0.00
Irrigation Repairs - R2                    0                   0                2,212                     0.00
R & M Other - R1                          70               1,268                1,135                15,219.96
R & M Other - R2                           0                   0                  102                     0.00
Insurance - Liability                  8,562              17,758               14,110               213,092.40
Liability Ins - Escrow                70,974                   0              129,580                     0.00
Property Insurance                   (73,078)                  0                9,382                     0.00
Property Insurance - Escr             14,791                   0               16,428                     0.00
Fire Protection - R1                       0                 250                    0                 3,000.00
Misc. - Non. Reim.                         0                   0                1,318                     0.00
R & M HVAC - Non Reimb                     0                   0                1,050                     0.00
R & M (Non Cam)                           80                   0               14,692                     0.00
Legal Fees                                 0                   0                  630                     0.00
Advertising & Promotions                   0                   0                  105                     0.00
Property Taxes - Center              112,602             125,000              899,238             1,500,000.00
Salaries                              15,029               5,833              126,188                69,999.96
Maint Ext Out Svce - R1                    0               5,625               40,320                67,500.00
Maint Ext Out Svce - R2                    0               1,875               16,320                22,500.00
Capitalization/Oper Costs                  0                   0             (132,023)                    0.00

                             Framingham, Mass. - 970


                            Budget Comparison Report

                                    12/31/96

                            Budget Comparison Report

                               December Actual    December Budget         YTD Actual              YTD Budget
Travel Exp - Chargeable          $         0          $        0         $        175          $          0.00
Copier Supplies                            0                   0                   82                     0.00
Other G & A Expense                        0                   0                   18                     0.00
                                 -----------          ----------         ------------          ---------------
TOTAL OPERATING EXPENSES         $   483,052          $  458,245         $  4,413,198          $  5,498,914.20

                                 -----------          ----------         ------------          ---------------
NET OPERATING INCOME             $   896,331          $  859,469         $  7,330,039          $  7,796,374.59

CAPITAL IMPROVEMENTS:

                                 -----------          ----------         ------------          ---------------
                                 -----------          ----------         ------------          ---------------
                                 -----------          ----------         ------------          ---------------

NET CASH FLOW                    $   896,331          $  859,469         $  7,330,039          $  7,796,374.59
                                 ===========          ==========         ============          ===============

/13/97                                      Community Centers One LLC    9:12 am

User: KUSHNER                              Retail Sales Detail Report    Page: 1
                                           Reported Sales        : 1996 - 1997
Property : Shoppers World Community Ctr    Select By             : Unit Ref
                                           Type of Occupant      : Current
                                           Include Non Reporters : No

Tenant                                    Year     January    February    March      April     May        June      July     August
===================================================================================================================================
0-501              Kids R Us #1332

Sq Ft                       18,300        1997 -- No Sales
Rent                         3,750.00     1996 -- No Sales
Store Opened                  8/23/94
Lease Exp                     1/31/20
Departments                        No
-----------------------------------------------------------------------------------------------------------------------------------
0-502              Toys "R" Us #7505

Sq Ft                       45,000        1997     843,000     841,000  1,134,000  1,272,000 1,128,000
Rent                         8,750.00     1996     975,000     750,000  1,024,000  1,296,000 1,074,000 1,165,000 1,286,000   902,000
Store Opened                  9/22/94
Lease Exp                     1/31/20
Departments                        No
-----------------------------------------------------------------------------------------------------------------------------------
0-503              Jordan Marsh-Store #140

Sq Ft                       40,000        1997     293,469     740,070    678,420    564,685   563,507
Rent                             0.00     1996     256,689     621,270    710,646    469,450   565,287   615,742   388,376   710,773
Store Opened                  9/09/94
Lease Exp                     1/31/20
Departments                        No
-----------------------------------------------------------------------------------------------------------------------------------
0-504              T. J. Maxx #147

Sq Ft                       39,884        1997     750,916
Rent                        53,178.67     1996     441,062     750,916    750,916    750,916   750,916   750,916   750,916   750,916
Store Opened                  7/30/95
Lease Exp                     7/31/10
Departments                        No
-----------------------------------------------------------------------------------------------------------------------------------
0-505              Sears Homelife #4464

Sq Ft                       36,108        1997 -- No Sales
Rent                        25,576.50     1996 -- No Sales
Lease Eff                    12/12/94
Lease Exp                    12/31/04
Departments                        No

Tenant                                    Year     September   October    November    December   Yr. SPSF Yr. Total
===================================================================================================================
0-501              Kids R Us #1332

Sq Ft                       18,300        1997
Rent                         3,750.00     1996
Store Opened                  8/23/94
Lease Exp                     1/31/20
Departments                        No
-------------------------------------------------------------------------------------------------------------------
0-502              Toys "R" Us #7505

Sq Ft                       45,000        1997                                                       116   5,218,000
Rent                         8,750.00     1996 0     960,000  1,373,000   2,337,000   4,448,000      391  17,590,000
Store Opened                  9/22/94
Lease Exp                     1/31/20
Departments                        No
-------------------------------------------------------------------------------------------------------------------
0-503              Jordan Marsh-Store #140

Sq Ft                       40,000        1997                                                        71   2,840,150
Rent                             0.00     1996 3     822,167    634,699     911,728     707,266      185   7,414,094
Store Opened                  9/09/94
Lease Exp                     1/31/20
Departments                        No
-------------------------------------------------------------------------------------------------------------------
0-504              T. J. Maxx #147

Sq Ft                       39,884        1997                                                        19     750,916
Rent                        53,178.67     1996       750,916    750,916     750,916     750,916      218   8,701,138
Store Opened                  7/30/95
Lease Exp                     7/31/10
Departments                        No
-------------------------------------------------------------------------------------------------------------------
0-505              Sears Homelife #4464

Sq Ft                       36,108        1997
Rent                        25,576.50     1996
Lease Eff                    11/12/94
Lease Exp                    12/31/04
Departments                        No

/13/97                                      Community Centers One LLC    9:12 am

User: KUSHNER                              Retail Sales Detail Report    Page: 2
                                           Reported Sales        : 1996 - 1997
Property : Shoppers World Community Ctr    Select By             : Unit Ref
                                           Type of Occupant      : Current
                                           Include Non Reporters : No

Tenant                                    Year     January    February    March      April     May        June      July     August
===================================================================================================================================
0-506              Jewelry Depot

Sq Ft                        6,071        1997      25,035      39,595     34,930     35,296    48,901
Rent                        17,707.08     1996      53,381      68,867     55,092     87,617   111,378    73,422    56,897    44,458
Store Opened                 11/09/95
Lease Exp                    11/30/95
Departments                        No
-----------------------------------------------------------------------------------------------------------------------------------
0-511              DSW Shoe Warehouse

Sq Ft                       27,089        1997 -- No Sales
Rent                             0.00     1996 -- No Sales
Store Opened                  5/29/97
Lease Exp                     5/31/07
Departments                        No
-----------------------------------------------------------------------------------------------------------------------------------
0-513              Brew House

Sq Ft                        8,500        1997 -- No Sales
Rent                        20,541.67     1996
Store Opened                  7/30/96
Lease Exp                     7/31/06
Departments                        No
-----------------------------------------------------------------------------------------------------------------------------------
0-514              Marshalls #612

Sq Ft                       50,081        1997 -- No Sales
Rent                        64,270.62     1996     979,822     979,822    979,822    979,822   979,822   979,822   979,822   979,822
Store Opened                  7/30/95
Lease Exp                     1/31/11
Departments                        No
-----------------------------------------------------------------------------------------------------------------------------------
0-516              Corning At Home

Sq Ft                       10,775        1997      61,203      48,372     54,299     55,612    68,008
Rent                        21,550.00     1996      54,697      54,649     54,983     56,299    56,690    59,630    62,657    82,330
Store Opened                 11/18/95
Lease Exp                    11/30/00
Departments                        No

Tenant                                    Year   September   October    November    December   Yr. SPSF Yr. Total
=================================================================================================================
0-506              Jewelry Depot

Sq Ft                        6,071        1997                                                      30     183,757
Rent                        17,707.08     1996      64,598     44,375      68,830     197,260      153     926,175
Store Opened                 11/09/95
Lease Exp                    11/30/95
Departments                        No
-----------------------------------------------------------------------------------------------------------------
0-511              DSW Shoe Warehouse

Sq Ft                       27,089        1997
Rent                             0.00     1996
Store Opened                  5/29/97
Lease Exp                     5/31/07
Departments                        No
-----------------------------------------------------------------------------------------------------------------
0-513              Brew House

Sq Ft                        8,500        1997
Rent                        20,541.67     1996     199,899    387,487     310,092                  106     897,478
Store Opened                  7/30/96
Lease Exp                     7/31/06
Departments                        No
-----------------------------------------------------------------------------------------------------------------
0-514              Marshalls #612

Sq Ft                       50,081        1997
Rent                        64,270.62     1996     979,822    979,822     979,822     979,822      235  11,757,863
Store Opened                  7/30/95
Lease Exp                     1/31/11
Departments                        No
-----------------------------------------------------------------------------------------------------------------
0-516              Corning At Home

Sq Ft                       10,775        1997                                                      27     287,495
Rent                        21,550.00     1996      67,062     62,905      94,103     145,234       79     851,240
Store Opened                 11/18/95
Lease Exp                    11/30/00
Departments                        No

/13/97                                      Community Centers One LLC    9:12 am

User: KUSHNER                              Retail Sales Detail Report    Page: 3
                                           Reported Sales        : 1996 - 1997
Property : Shoppers World Community Ctr    Select By             : Unit Ref
                                           Type of Occupant      : Current
                                           Include Non Reporters : No

Tenant                                    Year     January    February    March      April     May        June      July     August
===================================================================================================================================
0-517              Linens 'N Things#436

Sq Ft                       40,159        1997     428,777     407,711    539,283    384,594   440,042
Rent                        57,728.56     1996                            537,241    411,733   456,940   654,038   565,287   624,404
Store Opened                  8/02/95
Lease Exp                     1/31/11
Departments                        No
-----------------------------------------------------------------------------------------------------------------------------------
0-518              Sports Authority - Store #858

Sq Ft                       43,629        1997     497,989     476,802
Rent                        72,715.00     1996     477,503     415,900    454,384    830,075   609,938   754,295   885,227   664,751
Store Opened                  8/13/95
Lease Exp                     8/31/15
Departments                        No
-----------------------------------------------------------------------------------------------------------------------------------
0-521              Mikasa, Inc.

Sq Ft                       18,011        1997 -- No Sales
Rent                        30,011.67     1996 -- No Sales
Store Opened                 10/19/96
Lease Exp                    10/31/06
Departments                        No
-----------------------------------------------------------------------------------------------------------------------------------
0-522              Barnes & Noble #2645

Sq Ft                       29,963        1997     632,310     583,682    664,693    523,689   534,808
Rent                        82,398.25     1996     414,758     477,931    517,311    417,127   609,805   495,819   499,574   634,214
Store Opened                  9/29/95
Lease Exp                     2/01/11
Departments                        No
-----------------------------------------------------------------------------------------------------------------------------------
0-523              Cambridge Soundworks, Inc.

Sq Ft                        2,196        1997                                        83,655
Rent                         7,612.80     1996     105,147     110,398    126,028     67,434    75,837   124,283    76,497    97,877
Store Opened                  6/01/95
Lease Exp                     8/31/05
Departments                        No

Tenant                                    Year     September   October    November    December   Yr. SPSF Yr. Total
===================================================================================================================
0-517              Linens 'N Things#436

Sq Ft                       40,159        1997                                                        55   2,200,407
Rent                        57,728.56     1996       722,552    427,711     608,899     965,971      149   5,974,776
Store Opened                  8/02/95
Lease Exp                     1/31/11
Departments                        No
-------------------------------------------------------------------------------------------------------------------
0-518              Sports Authority - Store #858

Sq Ft                       43,629        1997                                                        22     974,791
Rent                        72,715.00     1996       592,690    552,359     585,444   1,620,325      194   8,442,891
Store Opened                  8/13/95
Lease Exp                     8/31/15
Departments                        No
-------------------------------------------------------------------------------------------------------------------
0-521              Mikasa, Inc.

Sq Ft                       18,011        1997
Rent                        30,011.67     1996
Store Opened                 10/19/96
Lease Exp                    10/31/06
Departments                        No
-------------------------------------------------------------------------------------------------------------------
0-522              Barnes & Noble #2645

Sq Ft                       29,963        1997                                                        98   2,939,182
Rent                        82,398.25     1996       492,939    492,939     604,051   1,457,711      237   7,114,178
Store Opened                  9/29/95
Lease Exp                     2/01/11
Departments                        No
-------------------------------------------------------------------------------------------------------------------
0-523              Cambridge Soundworks, Inc.

Sq Ft                        2,196        1997                                                        38      83,655
Rent                         7,612.80     1996       136,114     62,905                              447     982,521
Store Opened                  6/01/95
Lease Exp                     8/31/05
Departments                        No

/13/97                                      Community Centers One LLC    9:12 am

User: KUSHNER                              Retail Sales Detail Report    Page: 4
                                           Reported Sales        : 1996 - 1997
Property : Shoppers World Community Ctr    Select By             : Unit Ref
                                           Type of Occupant      : Current
                                           Include Non Reporters : No

Tenant                                    Year     January    February    March      April     May        June      July     August
===================================================================================================================================
0-524              Snip-Its

Sq Ft                        1,871        1997 -- No Sales
Rent                         7,226.75     1996      20,739      22,100     26,016     25,581    27,270    27,926    26,888    33,171
Store Opened                  9/22/95
Lease Exp                     9/30/00
Departments                        No
-----------------------------------------------------------------------------------------------------------------------------------
0-525              Bruegger's Fresh Bagel Bakery

Sq Ft                        1,935        1997      40,574      40,162     41,252     42,698    40,849
Rent                         6,450.00     1996
Store Opened                  9/20/96
Lease Exp                     6/30/06
Departments                        No
-----------------------------------------------------------------------------------------------------------------------------------
0-600              General Cinema Theatres #972

Sq Ft                       85,000        1997     938,537   1,052,127  1,041,845    778,919
Rent                       159,375.00     1996     906,868     898,531    640,392    693,057   857,860   903,974 1,292,620   991,800
Store Opened                 12/16/94
Lease Exp                    12/31/14
Departments                        No
-----------------------------------------------------------------------------------------------------------------------------------
0-601T             TGI Fridays

Sq Ft                        6,300        1997     328,835     274,639    269,155
Rent                        14,583.34     1996     449,473     346,189    408,823    337,122   330,406   411,185   327,340   322,300
Store Opened                 12/18/95
Lease Exp                    12/31/05
Departments                        No
-----------------------------------------------------------------------------------------------------------------------------------
0-9940             Bradlee's

Sq Ft                      102,555        1997 -- No Sales
Rent                         8,333.33     1996 -- No Sales
Store Opened                 11/15/74
Lease Exp                    10/31/05
Departments                        No

Tenant                                    Year    September   October    November    December   Yr. SPSF Yr. Total
==================================================================================================================
0-524              Snip-Its

Sq Ft                        1,871        1997
Rent                         7,226.75     1996                                                      112     209,690
Store Opened                  9/22/95
Lease Exp                     9/30/00
Departments                        No
------------------------------------------------------------------------------------------------------------------
0-525              Bruegger's Fresh Bagel Bakery

Sq Ft                        1,935        1997                                                      106     205,535
Rent                         6,450.00     1996       20,617     50,121      54,464      64,739       98     189,941
Store Opened                  9/20/96
Lease Exp                     6/30/06
Departments                        No
------------------------------------------------------------------------------------------------------------------
0-600              General Cinema Theatres #972

Sq Ft                       85,000        1997                                                       45   3,811,428
Rent                       159,375.00     1996      639,872    605,206   1,084,699     982,792      124  10,497,672
Store Opened                 12/16/94
Lease Exp                    12/31/14
Departments                        No
------------------------------------------------------------------------------------------------------------------
0-601T             TGI Fridays

Sq Ft                        6,300        1997                                                      139     872,629
Rent                        14,583.34     1996      349,655    267,622     272,348     372,583      666   4,195,048
Store Opened                 12/18/95
Lease Exp                    12/31/05
Departments                        No
------------------------------------------------------------------------------------------------------------------
0-9940             Bradlee's

Sq Ft                      102,555        1997
Rent                         8,333.33     1996
Store Opened                 11/15/74
Lease Exp                    10/31/05
Departments                        No

/13/97                                      Community Centers One LLC    9:12 am

User: KUSHNER                              Retail Sales Detail Report    Page: 5
                                           Reported Sales        : 1996 - 1997
Property : Shoppers World Community Ctr    Select By             : Unit Ref
                                           Type of Occupant      : Current
                                           Include Non Reporters : No

Tenant                                    Year     January    February    March      April     May        June      July     August
===================================================================================================================================
0-9970             Logan Express - Massport

Sq Ft                            0        1997 -- No Sales
Rent                        26,000.00     1996 -- No Sales
Store Opened                 10/01/95
Lease Exp                     9/30/05
Departments                        No
-----------------------------------------------------------------------------------------------------------------------------------
0-9980             Framingham/Natick Park-and-Rid

Sq Ft                            0        1997
Rent                         5,833.33     1996
Store Opened                  8/01/88
Lease Exp                     3/31/99
Departments                        No
Property Totals                           1997   4,840,645   4,504,161  4,457,877  3,741,148 2,824,114         0         0
                                          1996   5,135,139   5,496,574  6,285,654  6,422,233 6,506,149 7,016,052 7,198,101 6,838,816

Tenant                                    Year     September   October    November    December   Yr. SPSF Yr. Total
===================================================================================================================
0-9970             Logan Express - Massport

Sq Ft                            0        1997
Rent                        26,000.00     1996
Store Opened                 10/01/95
Lease Exp                     9/30/05
Departments                        No
-------------------------------------------------------------------------------------------------------------------
0-9980             Framingham/Natick Park-and-Rid

Sq Ft                            0        1997
Rent                         5,833.33     1996
Store Opened                  8/01/88
Lease Exp                     3/31/99
Departments                        No
Property Totals                           1997             0          0           0           0           20,367,945
                                          1996     6,798,903  6,692,067   8,662,396  12,692,620           85,744,704

                         SHOPPERS WORLD     1997 UPDATE
                            PROJECT DESIGNATOR: SW97
                              LEASE ABSTRACT REPORT
                                 FOR ALL TENANTS
                                 7/31/97 @ 15:27

                       PRIMARY/                                                                    ANNUAL
                      SECONDARY   SQUARE       LEASE       LEASE   OPTION         MINIMUM         MINIMUM        OVERAGE
    TENANT              CODES      FEET        BEGIN        END     #/MOS         RENT/SF           RENT            %
--------------------- ---------   -------      ------       -----   ------    -----------------    --------       -------

   1 ANCHORS

# 2-SUITE 9940              1     102,555       11/74      10/05        -              0.98         100,000
BRADLEE'S                   1

                                                                    1- 60              2.44         250,000


                                                                    2- 60              2.83         290,000


                                                                    3- 60              3.28         336,000


# 3-SUITE 501               1      18,300       10/94       1/20        -              2.46          45,000
KID R US                    1


                                                                    1- 60              2.46          45,000



                          CEILING       BREAKPOINT                               PRO RATA    % OF RENT
    TENANT                (000'S)         (000'S)            RECOVERIES         SHARE BASE  SUBJ TO CPI
---------------------     -------      -------------     --------------------   ----------  -----------

   1 ANCHORS

# 2-SUITE 9940                               NATURAL     CENTER CAM                  ZERO
BRADLEE'S                                                SW TAXES                    ZERO

                                             NATURAL     CENTER CAM                  ZERO
                                                         SW TAXES                    ZERO

                                             NATURAL     CENTER CAM                  ZERO
                                                         SW TAXES                    ZERO

                                             NATURAL     CENTER CAM                  ZERO
                                                         SW TAXES                    ZERO

# 3-SUITE 501                                NATURAL     CENTER CAM W/10%            ZERO
KID R US                                                 SW TAXES                    ZERO
                                                         LIAB INSURANCE              ZERO

                                             NATURAL     CENTER CAM W/10%            ZERO
                                                         SW TAXES                    ZERO
                                                         LIAB INSURANCE              ZERO

                       PRIMARY/                                                                    ANNUAL
                      SECONDARY   SQUARE       LEASE       LEASE   OPTION         MINIMUM         MINIMUM        OVERAGE
    TENANT              CODES      FEET        BEGIN        END     #/MOS         RENT/SF           RENT            %
--------------------- ---------   ------       -----       -----   ------    -----------------    --------       -------
                                                                    2- 60                 2.46      45,000


                                                                    3- 60                 2.46      45,000


                                                                    4- 60                 2.46      45,000


                                                                    5- 60                 2.46      45,000


                                                                    6- 60                 2.46      45,000


                                                                    7- 60                 2.46      45,000


                                                                    8- 12                 2.46      45,000



                          CEILING       BREAKPOINT                               PRO RATA    % OF RENT
    TENANT                (000'S)         (000'S)        RECOVERIES             SHARE BASE  SUBJ TO CPI
---------------------     -------      -------------     --------------------   ----------  -----------
                                             NATURAL     CENTER CAM W/10%            ZERO
                                                         SW TAXES                    ZERO
                                                         LIAB INSURANCE              ZERO

                                             NATURAL     CENTER CAM W/10%            ZERO
                                                         SW TAXES                    ZERO
                                                         LIAB INSURANCE              ZERO

                                             NATURAL     CENTER CAM W/10%            ZERO
                                                         SW TAXES                    ZERO
                                                         LIAB INSURANCE              ZERO

                                             NATURAL     CENTER CAM W/10%            ZERO
                                                         SW TAXES                    ZERO
                                                         LIAB INSURANCE              ZERO

                                             NATURAL     CENTER CAM W/10%            ZERO
                                                         SW TAXES                    ZERO
                                                         LIAB INSURANCE              ZERO

                                             NATURAL     CENTER CAM W/10%            ZERO
                                                         SW TAXES                    ZERO
                                                         LIAB INSURANCE              ZERO

                                             NATURAL     CENTER CAM W/10%            ZERO
                                                         SW TAXES                    ZERO
                                                         LIAB INSURANCE              ZERO

                       PRIMARY/                                                                    ANNUAL
                      SECONDARY   SQUARE       LEASE       LEASE   OPTION         MINIMUM         MINIMUM        OVERAGE
    TENANT              CODES      FEET        BEGIN        END     #/MOS         RENT/SF           RENT            %
--------------------- ---------   -------      -------     ------  ------    -----------------    --------       -------
# 4-SUITE 502               1      45,000       10/94       1/20        -              2.33       105,000
TOYS R US                   1

                                                                    1- 60              2.33       105,000


                                                                    2- 60              2.33       105,000


                                                                    3- 60              2.33       105,000


                                                                    4- 60              2.33       105,000


                                                                    5- 60              2.33       105,000


                                                                    6- 60              2.33       105,000




                          CEILING       BREAKPOINT                               PRO RATA    % OF RENT
    TENANT                (000'S)         (000'S)        RECOVERIES             SHARE BASE  SUBJ TO CPI
---------------------     -------      -------------     --------------------   ----------  -----------
# 4-SUITE 502                                NATURAL     CENTER CAM W/10%            ZERO
TOYS R US                                                SW TAXES                    ZERO
                                                         LIAB INSURANCE              ZERO

                                             NATURAL     CENTER CAM W/10%            ZERO
                                                         SW TAXES                    ZERO

                                                         LIAB INSURANCE              ZERO
                                             NATURAL     CENTER CAM W/10%            ZERO
                                                         SW TAXES                    ZERO

                                                         LIAB INSURANCE              ZERO
                                             NATURAL     CENTER CAM W/10%            ZERO
                                                         SW TAXES                    ZERO

                                                         LIAB INSURANCE              ZERO
                                             NATURAL     CENTER CAM W/10%            ZERO
                                                         SW TAXES                    ZERO

                                                         LIAB INSURANCE              ZERO
                                             NATURAL     CENTER CAM W/10%            ZERO
                                                         SW TAXES                    ZERO
                                                         LIAB INSURANCE              ZERO

                                             NATURAL     CENTER CAM W/10%            ZERO
                                                         SW TAXES                    ZERO
                                                         LIAB INSURANCE              ZERO

                       PRIMARY/                                                                    ANNUAL
                      SECONDARY   SQUARE       LEASE       LEASE   OPTION         MINIMUM         MINIMUM        OVERAGE
    TENANT              CODES      FEET        BEGIN        END     #/MOS         RENT/SF           RENT            %
--------------------- ---------   ------       -----       -----   ------    -----------------    --------       -------
                                                                    7- 60                 2.33     105,000



                                                                    8- 12                 2.33     105,000



# 5-SUITE 503               1      40,000       10/94       1/20        -                 0.00           0         3.00
MACY'S FURNITURE            1                                                                                      2.00

                                                                    1-120                 0.00           0         3.00
                                                                                                                   2.00

                                                                    2-120                 0.00           0         3.00
                                                                                                                   2.00

                                                                    3-120                 0.00           0         3.00
                                                                                                                   2.00

# 6-SUITE 504               1      39,884        8/95       7/10        -                16.00     638,144         2.00
TJ MAXX                     1                                                      8/00  17.60     701,958
                                                                                   8/05  19.36     772,154



                          CEILING       BREAKPOINT                               PRO RATA    % OF RENT
    TENANT                (000'S)         (000'S)        RECOVERIES             SHARE BASE  SUBJ TO CPI
---------------------     -------      -------------     --------------------   ----------  -----------
                                             NATURAL     CENTER CAM W/10%            ZERO
                                                         SW TAXES                    ZERO
                                                         LIAB INSURANCE              ZERO

                                             NATURAL     CENTER CAM W/10%            ZERO
                                                         SW TAXES                    ZERO
                                                         LIAB INSURANCE              ZERO

# 5-SUITE 503               16,000              ZERO     MACY'S CAM
MACY'S FURNITURE         UNLIMITED                       SW TAXES                    ZERO

                            16,000              ZERO     MACY'S CAM
                         UNLIMITED                       SW TAXES                    ZERO

                            16,000              ZERO     MACY'S CAM
                         UNLIMITED                       SW TAXES                    ZERO

                            16,000              ZERO     MACY'S CAM
                         UNLIMITED                       SW TAXES                    ZERO

# 6-SUITE 504            UNLIMITED            32,000     CENTER CAM W/10%            ZERO
TJ MAXX                                                  SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                       PRIMARY/                                                                    ANNUAL
                      SECONDARY   SQUARE       LEASE       LEASE   OPTION         MINIMUM         MINIMUM        OVERAGE
    TENANT              CODES      FEET        BEGIN        END     #/MOS         RENT/SF           RENT            %
--------------------- ---------   ------       -----       -----   ------    -----------------    --------       -------
                                                                    1- 60                21.30     849,530         2.00




                                                                    2- 60                23.43     934,482         2.00




# 8-SUITE 512               1      24,560       10/97       12/07       -                16.00     392,960
AC MOORE                    1                                                     10/00  17.00     417,520
                                                                                  10/02  18.00     442,080


                                                                    1- 60                19.50     478,920




                                                                    2- 60                21.00     515,760




                          CEILING       BREAKPOINT                               PRO RATA    % OF RENT
    TENANT                (000'S)         (000'S)        RECOVERIES             SHARE BASE  SUBJ TO CPI
---------------------     -------      -------------     --------------------   ----------  -----------
                         UNLIMITED           NATURAL     CENTER CAM W/10%            ZERO
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                         UNLIMITED           NATURAL     CENTER CAM W/10%            ZERO
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

# 8-SUITE 512                                NATURAL     SW CAM + MGMT + 5%          ZERO
AC MOORE                                                 SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                                             NATURAL     SW CAM + MGMT + 5%          ZERO
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                                             NATURAL     SW CAM + MGMT + 5%          ZERO
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                       PRIMARY/                                                                    ANNUAL
                      SECONDARY   SQUARE       LEASE       LEASE   OPTION         MINIMUM         MINIMUM        OVERAGE
    TENANT              CODES      FEET        BEGIN        END     #/MOS         RENT/SF           RENT            %
--------------------- ---------   ------       -----       -----   ------    -----------------    --------       -------
                                                                     3-60                22.50     552,600




# 9-SUITE 514               1      50,081        8/95       1/11        -                15.40     771,247         2.50
MARSHALL'S                  1                                                      8/00  16.94     848,372
                                                                                   8/05  18.63     933,009



                                                                    1- 60                20.50   1,026,660         2.50





                                                                    2- 60                22.55   1,129,327         2.50





                                                                    3- 60                24.80   1,242,009         2.50


                          CEILING       BREAKPOINT                               PRO RATA    % OF RENT
    TENANT                (000'S)         (000'S)        RECOVERIES             SHARE BASE  SUBJ TO CPI
---------------------     -------      -------------     --------------------   ----------  -----------
                                             NATURAL     SW CAM + MGMT + 5%          ZERO
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

# 9-SUITE 514            UNLIMITED           NATURAL     CENTER CAM                  ZERO
MARSHALL'S                                               CAM ADMIN
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                         UNLIMITED           NATURAL     CENTER CAM                  ZERO
                                                         CAM ADMIN
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                         UNLIMITED           NATURAL     CENTER CAM                  ZERO
                                                         CAM ADMIN
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                         UNLIMITED           NATURAL     CENTER CAM                  ZERO
                                                         CAM ADMIN
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                       PRIMARY/                                                                    ANNUAL
                      SECONDARY   SQUARE       LEASE       LEASE   OPTION         MINIMUM         MINIMUM        OVERAGE
    TENANT              CODES      FEET        BEGIN        END     #/MOS         RENT/SF           RENT            %
--------------------- ---------   ------       -----       -----   ------    -----------------    --------       -------
# 10-SUITE 515              1      50,059        9/95       1/11        -                14.60     73O,861
BOB'S                       1                                                      9/00  16.06     803,948
                                                                                   9/05  17.66     884,042



                                                                    1- 60                19.43     972,643





                                                                    2- 60                21.37   1,069,760





                                                                    3- 60                23.51   1,176,887

                          CEILING       BREAKPOINT                               PRO RATA    % OF RENT
    TENANT                (000'S)         (000'S)        RECOVERIES             SHARE BASE  SUBJ TO CPI
---------------------     -------      -------------     --------------------   ----------  -----------
# 10-SUITE 515                               NATURAL     CENTER CAM                  ZERO
BOB'S                                                    BOB'S ADMIN FEE
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                                             NATURAL     CENTER CAM                  ZERO
                                                         BOB'S ADMIN FEE
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                                             NATURAL     CENTER CAM                  ZERO
                                                         BOB'S ADMIN FEE
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                                             NATURAL     CENTER CAM                  ZERO
                                                         BOB'S ADMIN FEE
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                       PRIMARY/                                                                    ANNUAL
                      SECONDARY   SQUARE       LEASE       LEASE   OPTION         MINIMUM         MINIMUM        OVERAGE
    TENANT              CODES      FEET        BEGIN        END     #/MOS         RENT/SF           RENT            %
--------------------- ---------   ------       -----       -----   ------    -----------------    --------       -------
# 11-SUITE 517              1      40,159        9/95       1/11        -                17.25     692,743         2.50
LINENS N THINGS             1                                                      9/00  18.98     762,218
                                                                                   9/05  20.87     838,118



                                                                    1- 60                22.96     922,051         2.50





                                                                    2- 60                25.25   1,014,015         2.50





                                                                    3- 60                27.78   1,115,617         2.50




# 12-SUITE 522              1      29,963       10/95       1/11        -                33.00     988,779         2.00
BARNES & NOBLE              1                                                     10/00  37.95   1,137,096
                                                                                  10/05  43.64   1,307,585


                          CEILING       BREAKPOINT                               PRO RATA    % OF RENT
    TENANT                (000'S)         (000'S)        RECOVERIES             SHARE BASE  SUBJ TO CPI
---------------------     -------      -------------     --------------------   ----------  -----------
# 11-SUITE 517           UNLIMITED           NATURAL     CENTER CAM                  ZERO
LINENS N THINGS                                          LINENS ADMIN
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                         UNLIMITED           NATURAL     CENTER CAM                  ZERO
                                                         LINENS ADMIN
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                         UNLIMITED           NATURAL     CENTER CAM                  ZERO
                                                         LINENS ADMIN
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                         UNLIMITED           NATURAL     CENTER CAM                  ZERO
                                                         LINENS ADMIN
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

# 12-SUITE 522           UNLIMITED            14,000     CENTER CAM W/15%            ZERO
BARNES & NOBLE                         10/00  16,100     SW TAXES                    ZERO
                                       10/05  18,515     LIAB INSURANCE              ZERO

                       PRIMARY/                                                                    ANNUAL
                      SECONDARY   SQUARE       LEASE       LEASE   OPTION         MINIMUM         MINIMUM        OVERAGE
    TENANT              CODES      FEET        BEGIN        END     #/MOS         RENT/SF           RENT            %
--------------------- ---------   ------       -----       -----   ------    -----------------    --------       -------
                                                                    1- 60                50.19   1,503,843         2.00



                                                                    2- 60                57.72   1,729,464         2.00



                                                                    3- 60                66.38   1,988,944         2.00



# 15-SUITE 518              1      43,629        5/95       8/15        -                20.00     872,580         1.00
SPORTS AUTHORITY            1                                                      3/98  21.00     916,209
                                                                                   9/00  22.00     959,838
                                                                                   9/05  23.00   1,003,467
                                                                                   9/10  24.00   1,047,096

                                                                    1- 60                25.00   1,090,725         1.00




                                                                    2- 60                26.00   1,134,354         1.00


                          CEILING       BREAKPOINT                               PRO RATA    % OF RENT
    TENANT                (000'S)         (000'S)        RECOVERIES             SHARE BASE  SUBJ TO CPI
---------------------     -------      -------------     --------------------   ----------  -----------
                         UNLIMITED            21,292     CENTER CAM w/15%            ZERO
                                                         SW TAXES                    ZERO
                                                         LIAB INSURANCE              ZERO

                         UNLIMITED            24,488     CENTER CAM w/15%            ZERO
                                                         SW TAXES                    ZERO
                                                         LIAB INSURANCE              ZERO

                         UNLIMITED            28,159     CENTER CAM W/15%            ZERO
                                                         SW TAXES                    ZERO
                                                         LIAB INSURANCE              ZERO

# 15-SUITE 518           UNLIMITED            20,000     CENTER CAM W/7%             ZERO
SPORTS AUTHORITY                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO


                         UNLIMITED             20,000    CENTER CAM W/7%             ZERO
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                         UNLIMITED             20,000    CENTER CAM W/7%             ZERO
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                       PRIMARY/                                                                    ANNUAL
                      SECONDARY   SQUARE       LEASE       LEASE   OPTION         MINIMUM         MINIMUM        OVERAGE
    TENANT              CODES      FEET        BEGIN        END     #/MOS         RENT/SF           RENT            %
--------------------- ---------   ------       -----       -----   ------    -----------------    --------       -------
                                                                    3- 60                27.00   1,177,983         1.00




                                                                    4- 60                27.00   1,177,983         1.00




# 16-SUITE 505              1      36,108       12/94       12/04       -                 8.50     306,918
SEARS HOMELIFE              1                                                       1/00  9.78     353,214



                                                                    1- 60                11.27     406,874




                                                                    2- 60                12.93     466,876


                          CEILING       BREAKPOINT                               PRO RATA    % OF RENT
    TENANT                (000'S)         (000'S)        RECOVERIES             SHARE BASE  SUBJ TO CPI
---------------------     -------      -------------     --------------------   ----------  -----------
                         UNLIMITED            20,000     CENTER CAM W/7%             ZERO
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                         UNLIMITED            20,000     CENTER CAM W/7%             ZERO
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

# 16-SUITE 505                               NATURAL     SEARS CAM
SEARS HOMELIFE                                           SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                                             NATURAL     CENTER CAM W/15%            ZERO
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                                             NATURAL     CENTER CAM W/15%            ZERO
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                       PRIMARY/                                                                   ANNUAL
                      SECONDARY   SQUARE       LEASE       LEASE   OPTION         MINIMUM         MINIMUM        OVERAGE
    TENANT              CODES      FEET        BEGIN        END     #/MOS         RENT/SF           RENT            %
--------------------- ---------   ------       -----       -----   ------    -----------------    --------       -------
                                                                    3- 60                14.87     536,926




                                                                    4- 60                17.10     617,447




# 24-SUITE 519              1      30,100        2/97       1/12        -                28.98     872,400
OFFICE MAX                  1                                                      2/02  29.98     902,400
                                                                                   2/07  30.98     932,400


                                                                    1- 60                27.91     840,000




                                                                    2- 60                28.90     870,000





                          CEILING       BREAKPOINT                               PRO RATA    % OF RENT
    TENANT                (000'S)         (000'S)        RECOVERIES             SHARE BASE  SUBJ TO CPI
---------------------     -------      -------------     --------------------   ----------  -----------
                                             NATURAL     CENTER CAM W/15%            ZERO
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                                             NATURAL     CENTER CAM W/15%            ZERO
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

# 24-SUITE 519                               NATURAL     CENTER CAM W/7%             ZERO
OFFICE MAX                                               SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                                             NATURAL     CENTER CAM W/7%             ZERO
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                                             NATURAL     CENTER CAM W/7%             ZERO
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                       PRIMARY/                                                                   ANNUAL
                      SECONDARY   SQUARE       LEASE       LEASE   OPTION         MINIMUM         MINIMUM        OVERAGE
    TENANT              CODES      FEET        BEGIN        END     #/MOS         RENT/SF           RENT            %
--------------------- ---------   ------       -----       -----   ------    -----------------    --------       -------
                                                                    3- 60                29.90     900,000




# 25-SUITE 520              1      50,000        9/96       8/11        -                23.96   1,198,226
THE WIZ                     1                                                      9/98  28.96   1,448,226
                                                                                   9/01  30.46   1,523,226
                                                                                   9/06  29.30   1,465,000

# 27-SUITE 511              1      27,089        6/97       5/07        -                18.00     487,602         2.00
SHOE WAREHOUSE              1                                                      6/02  20.00     541,708




                                                                    1- 60                21.00     568,869         2.00




                                                                    2- 60                22.00     595,958         2.00





                          CEILING       BREAKPOINT                               PRO RATA    % OF RENT
    TENANT                (000'S)         (000'S)        RECOVERIES             SHARE BASE  SUBJ TO CPI
---------------------     -------      -------------     --------------------   ----------  -----------
                                             NATURAL     CENTER CAM W/7%             ZERO
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

# 25-SUITE 520                               NATURAL     SWCAM + MGMT W/10%          ZERO
THE WIZ                                                  SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

# 27-SUITE 511           UNLIMITED            12,190     CENTER CAM W/10%            ZERO
SHOE WAREHOUSE                          6/02  13,543     SW TAX W/15% ADMIN          ZERO
                                                         PROP INS W/15%              ZERO
                                                         LIAB INS W/15%              ZERO
                                                         MANAGEMENT FEES             ZERO

                         UNLIMITED            14,222     SWCAM + MGMT W/10%          ZERO
                                                         SW TAX W/15% ADMIN          ZERO
                                                         PROP INS W/15%              ZERO
                                                         LIAB INS W/15%              ZERO

                         UNLIMITED            14,899     SWCAM + MGMT W/10%          ZERO
                                                         SW TAX W/15% ADMIN          ZERO
                                                         PROP INS W/15%              ZERO
                                                         LIAB INS W/15%              ZERO

                       PRIMARY/                                                                   ANNUAL
                      SECONDARY   SQUARE       LEASE       LEASE   OPTION         MINIMUM         MINIMUM        OVERAGE
    TENANT              CODES      FEET        BEGIN        END     #/MOS         RENT/SF           RENT            %
--------------------- ---------   ------       -----       -----   ------    -----------------    --------       -------
                                                                     3-60                23.00     623,047         2.00



                                  -------
                                  627,487

   2 IN LINE SHOPS

# 7-SUITE 506               2       6,071       12/96        11/02      -                35.00     212,485         4.00
JEWELRY DEPOT               5                                                     12/97  36.00     218,556
                                                                                  12/98  37.00     224,627
                                                                                  12/99  38.00     230,698
                                                                                  12/00  39.00     236,769
                                                                                  12/01  40.00     242,840

                                                                    1- 60                41.00     248,911         4.00
                                                                                  12/03  42.00     254,982
                                                                                  12/04  43.00     261,053
                                                                                  12/05  44.00     267,124
                                                                                  12/06  45.00     273,195


                          CEILING       BREAKPOINT                               PRO RATA    % OF RENT
    TENANT                (000'S)         (000'S)        RECOVERIES             SHARE BASE  SUBJ TO CPI
---------------------     -------      -------------     --------------------   ----------  -----------
                         UNLIMITED            15,576     SWCAM + MGMT W/10%          ZERO
                                                         SW TAX W/15% ADMIN          ZERO
                                                         PROP INS W/15%              ZERO
                                                         LIAB INS W/15%              ZERO



   2 IN LINE SHOPS

# 7-SUITE 506            UNLIMITED             3,036     SWCAM + MGMT W/15%          ZERO
JEWELRY DEPOT                           12/97  3,122     SW TAXES W/15%              ZERO
                                        12/98  3,209     PROP INS W/15%              ZERO
                                        12/99  3,296     LIAB INS W/15%              ZERO
                                        12/00  3,382


                         UNLIMITED             3,556     SWCAM + MGMT W/15%          ZERO
                                        12/03  3,643     SW TAXES W/15%              ZERO
                                        12/04  3,729     PROP INS W/15%              ZERO
                                        12/05  3,816     LIAB INS W/15%              ZERO
                                        12/06  3,921

                       PRIMARY/                                                                   ANNUAL
                      SECONDARY   SQUARE       LEASE       LEASE   OPTION         MINIMUM         MINIMUM        OVERAGE
    TENANT              CODES      FEET        BEGIN        END     #/MOS         RENT/SF           RENT            %
--------------------- ---------   ------       -----       -----   ------    -----------------    --------       -------
# 13-SUITE 523              2       2,196        9/95       8/05        -                41.60      91,354
CAMBRIDGE SOUNDWKS          3                                                      9/97  43.26      95,007
                                                                                   9/98  44.99      98.808
                                                                                   9/99  46.79     102,760
                                                                                   9/00  48.67     106,870
                                                                                   9/01  50.61     111,145
                                                                                   9/02  52.64     115,591
                                                                                   9/03  54.74     120,215
                                                                                   9/04  56.93     125,024

                                                                    1- 60                59.21     130,025
                                                                                   9/06  61.58     135,226
                                                                                   9/07  64.04     140,635
                                                                                   9/08  66.60     146,260
                                                                                   9/09  69.27     152,110

# 14-SUITE 524              2       1,871       10/95       9/00        -                46.35      86,721
SNIP ITS                    3                                                     10/97  47.74      89,322
                                                                                  10/98  49.17      91,997
                                                                                  10/99  50.65      94,766

                                                                    1- 60                52.17      97,610
                                                                                  10/01  53.73     100,529
                                                                                  10/02  55.34     103,541
                                                                                  10/03  57.00     106,647
                                                                                  10/04  58.71     109,846


                          CEILING       BREAKPOINT                               PRO RATA    % OF RENT
    TENANT                (000'S)         (000'S)        RECOVERIES             SHARE BASE  SUBJ TO CPI
---------------------     -------      -------------     --------------------   ----------  -----------
# 13-SUITE 523                              NATURAL     SWCAM + MGMT W/15%          ZERO
CAMBRIDGE SOUNDWKS                                      SW TAXES W/15%              ZERO
                                                        PROP INS W/15%              ZERO
                                                        LIAB INS W/15%              ZERO






                                            NATURAL     SWCAM + MGMT W/15%          ZERO
                                                        SW TAXES W/15%              ZERO
                                                        PROP INS W/15%              ZERO
                                                        LIAB INS W/15%              ZERO


# 14-SUITE 524                              NATURAL     SWCAM + MGMT W/15%          ZERO
SNIP ITS                                                SW TAXES W/15%              ZERO
                                                        PROP INS W/15%              ZERO
                                                        LIAB INS W/15%              ZERO

                                            NATURAL     SWCAM + MGMT W/15%          ZERO
                                                        SW TAXES W/15%              ZERO
                                                        PROP INS W/15%              ZERO
                                                        LIAB INS W/15%              ZERO

                       PRIMARY/                                                                   ANNUAL
                      SECONDARY   SQUARE       LEASE       LEASE   OPTION         MINIMUM         MINIMUM        OVERAGE
    TENANT              CODES      FEET        BEGIN        END     #/MOS         RENT/SF           RENT            %
--------------------- ---------   ------       -----       -----   ------    -----------------    --------       -------
# 17-SUITE 516              2      10,775       12/95       11/00       -                24.00     258,600         3.00
CORNING AT HOME             6



                                                                    1- 60                26.00     280,150         3.00




                                                                    2- 60                28.00     301,700         3.00




# 18-SUITE 525              2       1,935        7/96       6/06        -                40.00      77.400         6.00
BRUEGGER'S BAGELS           3                                                7/01        46.00      89,010



                                                                    1- 60                52.90     102,361         6.00


                          CEILING       BREAKPOINT                               PRO RATA    % OF RENT
    TENANT                (000'S)         (000'S)        RECOVERIES             SHARE BASE  SUBJ TO CPI
---------------------     -------      -------------     --------------------   ----------  -----------
# 17-SUITE 516           UNLIMITED           NATURAL     CORNING CAM
CORNING AT HOME                                          SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                         UNLIMITED           NATURAL     SWCAM + MGMT W/15%          ZERO
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                         UNLIMITED           NATURAL     SWCAM + MGMT W/15%          ZERO
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

# 18-SUITE 525           UNLIMITED           NATURAL     SWCAM + MGMT W/15%          ZERO
BRUEGGER'S BAGELS                                        SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                         UNLIMITED           NATURAL     SWCAM + MGMT W/15%          ZERO
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                       PRIMARY/                                                                   ANNUAL
                      SECONDARY   SQUARE       LEASE       LEASE   OPTION         MINIMUM         MINIMUM        OVERAGE
    TENANT              CODES      FEET        BEGIN        END     #/MOS         RENT/SF           RENT            %
--------------------- ---------   ------       -----       -----   ------    -----------------    --------       -------
                                                                    2- 60                60.83     117,706         6.00




# 22-SUITE 513              2       8,500        8/96       7/06                         29.00     246,500         5.00
JOHN HARVARD BREW           5                                                8/01        33.35     283,475



                                                                    1- 60                38.35     325,975         5.00




                                                                    2- 60                44.10     374,850         5.00




# 23-SUITE 521              2      18,007       11/96       10/06       -                20.00     360,140         3.00
MIKASA                      6                                                     11/98  23.00     414,161
                                                                                  11/01  25.00     450,175



                          CEILING       BREAKPOINT                               PRO RATA    % OF RENT
    TENANT                (000'S)         (000'S)        RECOVERIES             SHARE BASE  SUBJ TO CPI
---------------------     -------      -------------     --------------------   ----------  -----------
                        UNLIMITED           NATURAL     SWCAM + MGMT W/15%          ZERO
                                                        SW TAXES                    ZERO
                                                        PROPERTY INSURANCE          ZERO
                                                        LIAB INSURANCE              ZERO

# 22-SUITE 513          UNLIMITED             5,000     SWCAM + MGMT W/15%          ZERO
JOHN HARVARD BREW                                       SW TAXES W/15%              ZERO
                                                        PROP INS W/15%              ZERO
                                                        LIAB INS W/15%              ZERO

                        UNLIMITED             5,000     SWCAM + MGMT W/15%          ZERO
                                                        SW TAXES W/15%              ZERO
                                                        PROP INS W/15%              ZERO
                                                        LIAB INS W/15%              ZERO

                        UNLIMITED             5,000     SWCAM + MGMT W/15%          ZERO
                                                        SW TAXES W/15%              ZERO
                                                        PROP INS W/15%              ZERO
                                                        LIAB INS W/15%              ZERO

# 23-SUITE 521          UNLIMITED           NATURAL     SWCAM + MGMT W/15%          ZERO
MIKASA                                                  SW TAXES                    ZERO
                                                        PROPERTY INSURANCE          ZERO
                                                        LIAB INSURANCE              ZERO

                       PRIMARY/                                                                   ANNUAL
                      SECONDARY   SQUARE       LEASE       LEASE   OPTION         MINIMUM         MINIMUM        OVERAGE
    TENANT              CODES      FEET        BEGIN        END     #/MOS         RENT/SF           RENT            %
--------------------- ---------   ------       -----       -----   ------    -----------------    --------       -------
                                                                    1- 60                27.00     486,189         3.00




                                                                    2- 60                29.00     522,203         3.00


                                   -------
                                   49,355

       3 OUTPARCEL    (OWNED)

#19-SUITE 601T              3       6,300        1/96       12/05       -                27.78     175,000         2.00
FRIDAY'S                    7



                                                                    1- 60                33.33     210,000         2.00




                                                                     2-60                40.00     252,000         2.00


                       CEILING       BREAKPOINT                               PRO RATA    % OF RENT
    TENANT             (000'S)         (000'S)        RECOVERIES             SHARE BASE  SUBJ TO CPI
---------------------  -------      -------------     --------------------   ----------  -----------
                      UNLIMITED           NATURAL     SWCAM + MGMT W/15%          ZERO
                                                      SW TAXES                    ZERO
                                                      PROPERTY INSURANCE          ZERO
                                                      LIAB INSURANCE              ZERO

                      UNLIMITED           NATURAL     SWCAM + MGMT W/15%          ZERO
                                                      SW TAXES                    ZERO
                                                      PROPERTY INSURANCE          ZERO
                                                      LIAB INSURANCE              ZERO


       3 OUTPARCEL    (OWNED)

#19-SUITE 601T        UNLIMITED             3,500     CENTER CAM W/15%            ZERO
FRIDAY'S                                              SW TAXES                    ZERO
                                                      PROPERTY INSURANCE          ZERO
                                                      LIAB INSURANCE              ZERO

                      UNLIMITED             3,500     CENTER CAM W/15%            ZERO
                                                      SW TAXES                    ZERO
                                                      PROPERTY INSURANCE          ZERO
                                                      LIAB INSURANCE              ZERO

                      UNLIMITED             3,500     CENTER CAM W/15%            ZERO
                                                      SW TAXES                    ZERO
                                                      PROPERTY INSURANCE          ZERO
                                                      LIAB INSURANCE              ZERO

                       PRIMARY/                                                                   ANNUAL
                      SECONDARY   SQUARE       LEASE       LEASE   OPTION         MINIMUM         MINIMUM        OVERAGE
    TENANT              CODES      FEET        BEGIN        END     #/MOS         RENT/SF           RENT            %
--------------------- ---------   ------       -----       -----   ------    -----------------    --------       -------
                                                                    3- 60                48.00     302,400         2.00




# 20-SUITE 601U             3       9,200        6/96       5/11        -                19.02     175,000
OLIVE GARDEN                7                                                      6/01  21.88     201,250
                                                                                   6/06  25.16     231,438


                                                                    1- 60                28.93     266,153




                                                                    2- 60                33.27     306,076




                                                                    3- 60                38.26     351,987


                          CEILING       BREAKPOINT                               PRO RATA    % OF RENT
    TENANT                (000'S)         (000'S)        RECOVERIES             SHARE BASE  SUBJ TO CPI
---------------------     -------      -------------     --------------------   ----------  -----------
                         UNLIMITED             3,500     CENTER CAM W/15%            ZERO
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

# 20-SUITE 601U                              NATURAL     SWCAM + MGMT W/15%          ZERO
OLIVE GARDEN                                             SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                                             NATURAL     SWCAM + MGMT W/15%          ZERO
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                                             NATURAL     SWCAM + MGMT W/15%          ZERO
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                                             NATURAL     SWCAM + MGMT W/15%          ZERO
                                                         SW TAXES                    ZERO
                                                         PROPERTY INSURANCE          ZERO
                                                         LIAB INSURANCE              ZERO

                       PRIMARY/                                                                   ANNUAL
                      SECONDARY   SQUARE       LEASE       LEASE   OPTION         MINIMUM         MINIMUM        OVERAGE
    TENANT              CODES      FEET        BEGIN        END     #/MOS         RENT/SF           RENT            %
--------------------- ---------   ------       -----       -----   ------    -----------------    --------       -------
# 21-SUITE 0000             3           1       10/95       9/05        -           %312000.00     312,000
LOGAN EXPRESS               7                                                10/97  %324480.00     324,480
                                                                             10/98  %337459.19     337,459
                                                                             10/99  %350957.53     350,958
                                                                             10/00  %364995.81     364,996
                                                                             10/01  %379595.62     379,596
                                                                             10/02  %394779.44     394,779
                                                                             10/03  %410570.59     410,571
                                                                             10/04  %426993.41     426,993

                                                                     1-60           %540283.00     540,283
                                                                             10/06  %561894.31     561,894
                                                                             10/07  %584370.06     584,370
                                                                             10/08  %607744.81     607,745
                                                                             10/09  %632054.56     632,055

# 26-SUITE 9920             3           1        1/97       12/11       -              7525.00       7,525
FRAMINGHAM ATM              7
                                   ------
                                   15,502

   5 GENERAL CINEMA

# 1-SUITE 600               5      85,000        1/95       12/14       -                22.50   1,912,500         9.00
GENERAL CINEMA              1                                                      9/97  25.15   2,137,500


                          CEILING       BREAKPOINT                               PRO RATA    % OF RENT
    TENANT                (000'S)         (000'S)        RECOVERIES             SHARE BASE  SUBJ TO CPI
---------------------     -------      -------------     --------------------   ----------  -----------
# 21-SUITE 0000                              NATURAL     NONE
LOGAN EXPRESS








                                             NATURAL     NONE





# 26-SUITE 9920                              NATURAL     NONE
FRAMINGHAM ATM



   5 GENERAL CINEMA

# 1-SUITE 600            UNLIMITED           NATURAL     GEN CINEMA CAM              ZERO
GENERAL CINEMA                                           GEN CINEMA TAXES            ZERO
                                                         LIAB INSURANCE              ZERO

                       PRIMARY/                                                                   ANNUAL
                      SECONDARY   SQUARE       LEASE       LEASE   OPTION         MINIMUM         MINIMUM        OVERAGE
    TENANT              CODES      FEET        BEGIN        END     #/MOS         RENT/SF           RENT            %
--------------------- ---------   ------       -----       -----   ------    -----------------    --------       -------
                                                                    1- 60                31.93   2,713,800         9.00



                                                                    2- 60                34.96   2,971,350         9.00



                                                                    3- 60                38.08   3,236,550         9.00



                                                                    4- 60                38.08   3,236,550         9.00


                                  -------
                                   85,000
                                  -------
                                  777,344
                                  =======


                          CEILING       BREAKPOINT                               PRO RATA    % OF RENT
    TENANT                (000'S)         (000'S)        RECOVERIES             SHARE BASE  SUBJ TO CPI
---------------------     -------      -------------     --------------------   ----------  -----------
                         UNLIMITED           NATURAL     GEN CINEMA CAM              ZERO
                                                         GEN CINEMA TAXES            ZERO
                                                         LIAB INSURANCE              ZERO

                         UNLIMITED           NATURAL     GEN CINEMA CAM              ZERO
                                                         GEN CINEMA TAXES            ZERO
                                                         LIAB INSURANCE              ZERO

                         UNLIMITED           NATURAL     GEN CINEMA CAM              ZERO
                                                         GEN CINEMA TAXES            ZERO
                                                         LIAB INSURANCE              ZERO

                         UNLIMITED           NATURAL     GEN CINEMA CAM              ZERO
                                                         GEN CINEMA TAXES            ZERO
                                                         LIAB INSURANCE              ZERO

                         SHOPPERS WORLD   1997 UPDATE
                            PROJECT DESIGNATOR: SW97
                           PROJECT ASSUMPTIONS REPORT
                                EXCLUDING TENANTS
                                7/31/97 @ 15:21

BUILDING PROLOGUE

LEASEHOLD ANALYSIS OF SHOPPERS WORLD      1997 UPDATE BEGINNING 8/1997
FOR 20 YEARS ON A FISCAL YEAR BASIS

AREA MEASURES

TGLA
DESCRIBED AS TOTAL CENTER GLA
1997 VALUE -   777,344
THEREAFTER -  CONSTANT

OCCA
DESCRIBED AS TOTAL CENTER OCCUPIED AREA
1997 VALUE -      745,129
1998 VALUE -      777,344
1999 VALUE -      777,344
2000 VALUE -      777,344
2001 VALUE -      777,344
2002 VALUE -      777,344
2003 VALUE -      777,344
2004 VALUE -      777,344
2005 VALUE -      777,032
2006 VALUE -      777,344
2007 VALUE -      776,838
2008 VALUE -      776,838
2009 VALUE -      777,344
2010 VALUE -      775,558
2011 VALUE -      755,883
2012 VALUE -      764,371
2013 VALUE -      763,359
2014 VALUE -      764,371
2015 VALUE -      764,371
2016 VALUE -      756,549
THEREAFTER - CONSTANT

GCGL
DESCRIBED AS GENERAL CINEMA GLA
1997 VALUE -   85,000
THEREAFTER - CONSTANT

CMGL
DESCRIBED AS GLA FOR CAM AND TAX ALLOCATION (EXCLUDES GEN CINEMA)
+100.0% OF TGLA-100.0% OF GCGL

LIEX
DESCRIBED AS GLA EXCLUDED FOR LIAB INSURANCE ALLOCATION (BRADLEE'S)
1997 VALUE -      102,555
THEREAFTER - CONSTANT

LIGL
DESCRIBED AS GLA FOR LIAB INS ALLOCATION
+100.0% OF TGLA-100.0% OF LIEX

PIEX
DESCRIBED AS GLA EXCLUDED FOR PROP INS ALLOCATION (GEN CINEMA, BRADLEE'S, KID R US, TOYS R US, MACY'S FURNITURE, BARNES & NOBLE)
1997 VALUE -      320,818
THEREAFTER - CONSTANT

PIGL
DESCRIBED AS GLA FOR PROP INS ALLOCATION
+100.0% OF TGLA-100.0% OF PIEX

GROWTH RATES

GREN
1997 VALUE -        3.50
THEREAFTER - CONSTANT

GCPI
1997 VALUE -        3.50
THEREAFTER - CONSTANT

GEXP
1997 VALUE -        3.50
THEREAFTER - CONSTANT

GSAL
1997 VALUE -        3.50
THEREAFTER - CONSTANT

MARKET RATES

STRU

1997 VALUE -        0.10
THEREAFTER - GROWING AT GROWTH RATE GEXP

MK35
1997 VALUE -       35.00
THEREAFTER - GROWING AT GROWTH RATE GREN

MK45
1997 VALUE -       45.00
THEREAFTER - GROWING AT GROWTH RATE GREN

MK25
1997 VALUE -       25.00
THEREAFTER - GROWING AT GROWTH RATE GREN

MK10
1997 VALUE -       10.00
THEREAFTER - GROWING AT GROWTH RATE GREN

MISCELLANEOUS INCOMES

NONE

EXPENSES

MANAGEMENT FEES       , REFERRED TO AS MGMT
DESCRIBED AS SHOPPERS WORLD MGMT FEES
AN INFORMATIONAL EXPENSE
1997 VALUE -      480,361
1998 VALUE -      517,795
1999 VALUE -      531,153
2000 VALUE -      544,197
2001 VALUE -      565,395
2002 VALUE -      576,236
2003 VALUE -      581,472
2004 VALUE -      586,944
2005 VALUE -      601,611
2006 VALUE -      624,261
THEREAFTER - CONSTANT

MGMT FEE EXPENSE  , REFERRED TO AS MGM1
DESCRIBED AS GENERAL CINEMA MGMT FEES
AN INFORMATIONAL EXPENSE
1997 VALUE -      620,777

1998  VALUE  -    695,565
1999  VALUE  -    712,328
2000  VALUE  -    729,008
2001  VALUE  -    754,498
2002  VALUE  -    770,493
2003  VALUE  -    781,123
2004  VALUE  -    790,483
2005  VALUE  -    810,531
2006  VALUE  -    846,627
2007  VALUE  -    858,999
2008  VALUE  -    872,833
2009  VALUE  -    885,255
2010  VALUE  -    890,583
2011  VALUE  -    878,804
2012  VALUE  -    923,275
2013  VALUE  -    933,622
2014  VALUE  -    948,918
2015  VALUE  -    992,527
2016  VALUE  -  1,014,860
THEREAFTER   - CONSTANT

TOTAL CENTER CAM  , REFERRED TO AS CAME
DESCRIBED AS TOTAL CENTER CAM
CHARGED AGAINST NET OPERATING INCOME
1997 VALUE -  1,370,682
THEREAFTER - GROWING AT GROWTH RATE GEXP

GEN CINEMA CAM      , REFERRED TO AS GCAM
DESCRIBED AS GENERAL CINEMA CAM
AN INFORMATIONAL EXPENSE
1997 VALUE -      290,856
THEREAFTER - GROWING AT GROWTH RATE GEXP

CENTER CAM        , REFERRED TO AS CCAM
DESCRIBED AS SHOPPERS WORLD CAM
AN INFORMATIONAL EXPENSE
-100.0% OF GCAM+100.0% OF CAME

CENTER CAM W/7%     , REFERRED TO AS CC07
DESCRIBED AS SHOPPERS WORLD CAM W/7% ADMIN
AN INFORMATIONAL EXPENSE
+107.0% OF CCAM

CENTER CAM W/10%  , REFERRED TO AS CC10
DESCRIBED AS SHOPPERS WORLD CAM W/10% ADMIN
AN INFORMATIONAL EXPENSE
+110.0% OF CCAM

CENTER CAM W/12%  , REFERRED TO AS CC12
DESCRIBED AS SHOPPERS WORLD CAM W/12% ADMIN
AN INFORMATIONAL EXPENSE
+112.0% OF CCAM

CENTER CAM W/15%  , REFERRED TO AS CC15
DESCRIBED AS SHOPPERS WORLD CAM W/15% ADMIN
AN INFORMATIONAL EXPENSE
+115.0% OF CCAM

SW CAM + MGMT       , REFERRED TO AS 1CAM
DESCRIBED AS SHOPPERS WORLD CAM PLUS SHOPPERS WORLD MGMT FEES
AN INFORMATIONAL EXPENSE
+100.0% OF CCAM+100.0% OF MGMT

SWCAM + MGMT W/10%, REFERRED TO AS 1C10
DESCRIBED AS SHOPPERS WORLD CAM PLUS SHOPPERS WORLD MGMT FEES W/10% ADMIN AN INFORMATIONAL EXPENSE
+110.0% OF 1CAM

SWCAM + MGMT W/15%, REFERRED TO AS 1C15
DESCRIBED AS SHOPPERS WORLD CAM PLUS SHOPPERS WORLD MGMT FEES W/15% ADMIN AN INFORMATIONAL EXPENSE
+115.0% OF 1CAM

SW RE TAX         , REFERRED TO AS SWTX
DESCRIBED AS SHOPPERS WORLD TAXES
AN INFORMATIONAL EXPENSE
1997 VALUE -  1,138,559
1998 VALUE -  2,519,369
THEREAFTER - GROWING AT GROWTH RATE GEXP

GENERAL CINEMA      , REFERRED TO AS GCTX
DESCRIBED AS GENERAL CINEMA TAXES
AN INFORMATIONAL EXPENSE
1997 VALUE -      315,454
THEREAFTER - GROWING AT GROWTH RATE GEXP

TOTAL CTR TAXES     , REFERRED TO AS CTAX
DESCRIBED AS TOTAL CENTER TAXES
CHARGED AGAINST NET OPERATING INCOME
+100.0% OF SWTX+100.0% OF GCTX

SW TAXES W/15%      , REFERRED TO AS ST15
DESCRIBED AS SHOPPERS WORLD TAXES W/15%
AN INFORMATIONAL EXPENSE
+115.0% OF SWTX

PROPERTY INSURANCE, REFERRED TO AS PINS
DESCRIBED AS PROPERTY INSURANCE
AN INFORMATIONAL EXPENSE
1997 VALUE -       45,661
THEREAFTER - GROWING AT GROWTH RATE GEXP

LIAB INSURANCE      , REFERRED TO AS LINS
DESCRIBED AS LIABILITY INSURANCE
AN INFORMATIONAL EXPENSE
1997 VALUE -      134,975
THEREAFTER - GROWING AT GROWTH RATE GEXP

TOTAL CTR INSURANC, REFERRED TO AS INSE
DESCRIBED AS TOTAL CENTER INSURANCE
CHARGED AGAINST NET OPERATING INCOME
+100.0% OF PINS+100.0% OF LINS

PROP INS W/15%      , REFERRED TO AS PI15
DESCRIBED AS PROPERTY INS W/15% ADMIN
AN INFORMATIONAL EXPENSE
+115.0% OF PINS

LIAB INS W/15%      , REFERRED TO AS LI15
DESCRIBED AS LIABILITY INS W/15% ADMIN
AN INFORMATIONAL EXPENSE
+115.0% OF LINS

SW CAM + MGMT + 5%, REFERRED TO AS 1C05
AN INFORMATIONAL EXPENSE
+105.0% OF 1CAM

SW TAX W/15% ADMIN, REFERRED TO AS TX15
AN INFORMATIONAL EXPENSE
+115.0% OF SWTX

VACANCY ALLOWANCE

PERCENTAGE OF POTENTIAL GROSS INCOME
FOR ALL TENANTS SUBJECT TO VACANCY
1997 VALUE -      3.00
THEREAFTER - CONSTANT

MANAGEMENT FEE

PERCENTAGE OF GROSS RENTAL INCOME
FOR ALL TENANTS
PASSED THROUGH TO TENANTS USING EXPENSE MGM1
1997 VALUE -      4.00
THEREAFTER - CONSTANT

COMMISSION CALCULATIONS

STANDARD METHOD #1 - PERCENT OF EACH YEAR'S RENT:
YEAR    1 -       6.000%
YEAR    2 -       3.000%
YEAR    3 -       3.000%
YEAR    4 -       3.000%
YEAR    5 -       3.000%

STANDARD METHOD #2 - PERCENT OF EACH YEAR'S RENT:
YEAR    1 -       3.000%
YEAR    2 -       1.500%
YEAR    3 -       1.500%
YEAR    4 -       1.500%
YEAR    5 -       1.500%

STANDARD METHOD #3 - PERCENT OF EACH YEAR'S RENT:
YEAR    1 -       3.750%
YEAR    2 -       1.875%
YEAR    3 -       1.875%
YEAR    4 -       1.875%
YEAR    5 -       1.875%

STANDARD METHOD #4 -  0.000% OF TOTAL RENT

STANDARD METHOD #5 -  0.000% OF TOTAL RENT

COMMISSION PAYOUTS

STANDARD METHOD  #1  - CASHED OUT

STANDARD METHOD  #2  - CASHED OUT

STANDARD METHOD  #3  - CASHED OUT

STANDARD METHOD  #4  - CASHED OUT

STANDARD METHOD  #5  - CASHED OUT

ALTERATION CALCULATION

NONE

ALTERATION PAYOUTS

STANDARD METHOD  #1  - CASHED OUT

STANDARD METHOD  #2  - CASHED OUT

STANDARD METHOD  #3  - CASHED OUT

STANDARD METHOD  #4  - CASHED OUT

STANDARD METHOD  #5  - CASHED OUT

COMMON AREA MAINTENANCE POOL

NONE

CAPITAL EXPENDITURES

STRUCTRUAL RESERVE
MARKET RATE STRU MULTIPLIED BY AREA MEASURE TGLA

PRIMARY CLASSIFICATION CODES

1 - ANCHORS
2 - IN LINE SHOPS
3 - OUTPARCEL (OWNED)
4 - OUTPARCEL (SOLD)
5 - GENERAL CINEMA

SECONDARY CLASSIFICATION CODES

1 - ANCHORS
2 - IN LINE  < 1000

3 - IN LINE 1000-2999
4 - IN LINE 3000-4999
5 - IN LINE 5000-10000
6 - IN LINE  > 10000
7 - OUTPARCEL (OWNED)
8 - OUTPARCEL (SOLD)

COST CENTERS

1 - CAM
2 - REAL ESTATE TAXES
3 - INSURANCE

SALES VOLUME PROFILE

            PERCENT OF       RELATIVE
MONTH       ANNUAL SALES      VOLUME
-----       ------------     --------
JAN            8.33%           1.00
FEB            8.33%           1.00
MAR            8.33%           1.00
APR            8.33%           1.00
MAY            8.33%           1.00
JUN            8.33%           1.00
JUL            8.33%           1.00
AUG            8.33%           1.00
SEP            8.33%           1.00
OCT            8.33%           1.00
NOV            8.33%           1.00
DEC            8.33%           1.00
             ------           -----
TOTALS       100.00%          12.00

GLOBAL RECOVERIES

NONE

TENANT PROLOGUE

MINIMUM RENTS:

SPECIFIED AMOUNTS INTERPRETED AS AMOUNTS/YEAR
MARKET RATES INTERPRETED AS AMOUNTS/SQUARE FOOT/YEAR

SALES VOLUMES AND BREAKPOINTS:
SPECIFIED AMOUNTS INTERPRETED AS AMOUNTS/YEAR
MARKET RATES INTERPRETED AS AMOUNTS/SQUARE FOOT/YEAR

RENEWAL RENTS ARE COMPOUNDED ANNUALLY
RELETTING DOWNTIME AND EXPENSES ARE NOT CONDITIONAL ON GOING TO MARKET

REFERENCE TENANTS

NONE

                         SHOPPERS WORLD    1997 UPDATE
                            PROJECT DESIGNATOR: SW97
                                 TENANT REGISTER
                                 7/31/97 @ 15:23

                 TENANT                  SQUARE FEET   BEGIN DATE     END DATE
--------------------------------------   -----------   ----------     --------

        1 - ANCHORS

  # 2 - SUITE 9940    BRADLEE'S              102,555      11/1974      10/2005
  # 3 - SUITE 501     KID R US                18,300      10/1994       1/2020
  # 4 - SUITE 502     TOYS R US               45,000      10/1994       1/2020
  # 5 - SUITE 503     MACY'S FURNITURE        40,000      10/1994       1/2020
  # 6 - SUITE 504     TJ MAXX                 39,884       8/1995       7/2010
  # 8 - SUITE 512     AC MOORE                24,560      10/1997      12/2007
  # 9 - SUITE 514     MARSHALL'S              50,081       8/1995       1/2011
 # 10 - SUITE 515     BOB'S                   50,059       9/1995       1/2011
 # 11 - SUITE 517     LINENS N THINGS         40,159       9/1995       1/2011
 # 12 - SUITE 522     BARNES & NOBLE          29,963      10/1995       1/2011
 # 15 - SUITE 518     SPORTS AUTHORITY        43,629       5/1995       8/2015
 # 16 - SUITE 505     SEARS HOMELIFE          36,108      12/1994      12/2004
 # 24 - SUITE 519     OFFICE MAX              30,100       2/1997       1/2012
 # 25 - SUITE 520     THE WIZ                 50,000       9/1996       8/2011
 # 27 - SUITE 511     SHOE WAREHOUSE          27,089       6/1997       5/2007
                                           ---------
         15 TENANTS                          627,487

        2 - IN LINE SHOPS

 #  7 - SUITE 506     JEWELRY DEPOT            6,071      12/1996      11/2002
 # 13 - SUITE 523     CAMBRIDGE SOUNDWKS       2,196       9/1995       8/2005
 # 14 - SUITE 524     SNIP ITS                 1,871      10/1995       9/2000
 # 17 - SUITE 516     CORNING AT HOME         10,775      12/1995      11/2000
 # 18 - SUITE 525     BRUEGGER'S BAGELS        1,935       7/1996       6/2006
 # 22 - SUITE 513     JOHN HARVARD BREW        8,500       8/1996       7/2006
 # 23 - SUITE 521     MIKASA                  18,007      11/1996      10/2006
                                           ---------
          7 TENANTS                           49,355

        3 - OUTPARCEL (OWNED)

 # 19 - SUITE  601T   FRIDAY'S                 6,300       1/1996      12/2005
 # 20 - SUITE  601U   OLIVE GARDEN             9,200       6/1996       5/2011
 # 21 - SUITE  0000   LOGAN EXPRESS                1      10/1995       9/2005
 # 26 - SUITE  9920   FRAMINGHAM ATM               1       1/1997      12/2011
                                           ---------
          4 TENANTS                           15,502

        5 - GENERAL CINEMA

SHOPPERS WORLD     1997 UPDATE                                            PAGE 2

                 TENANT                  SQUARE FEET   BEGIN DATE     END DATE
--------------------------------------   -----------   ----------     --------
#  1 - SUITE 600       GENERAL CINEMA        85,000       1/1995      12/2014
                                            -------
         1 TENANTS                           85,000
                                            -------
        27 TENANTS                          777,344
                                            =======

                           SHOPPERS WORLD 1997 UPDATE
                            PROJECT DESIGNATOR: SW97
                               TENANT AGING REPORT
                                 7/31/97 @ 15:25

                                         Expiry
#  Suite  Tenant Name          Sq Feet    Date     Option(s)
----------------------------- --------- --------- ----------
14 524    SNIP ITS               1,871  Sep 2000   #1-60 mos
17 516    CORNING AT HOME       10,775  Nov 2000   #1-60 mos
                                                   #2-60 mos
                              -------
           2000 Total          12,646

 7 506    JEWELRY DEPOT         6,071   Nov 2002   #1-60 mos
                              -------
           2002 Total           6,071

16 505    SEARS HOMELIFE       36,108   Dec 2004   #1-60 mos
                                                   #2-60 mos
                                                   #3-60 mos
                                                   #4-60 mos
                              -------
           2004 Total          36,108

13 523    CAMBRIDGE SOUNDWKS    2,196   Aug 2005   #1-60 mos
21 0000   LOGAN EXPRESS             1   Sep 2005   #1-60 mos
 2 9940   BRADLEE'S           102,555   Oct 2005   #1-60 mos
                                                   #2-60 mos
                                                   #3-60 mos
19 601T   FRIDAY'S              6,300   Dec 2005   #1-60 mos
                                                   #2-60 mos
                                                   #3-60 mos
                              -------
           2005 Total         111,052

18 525    BRUEGGER'S BAGELS     1,935   Jun 2006   #1-60 mos
                                                   #2-60 mos
22 513    JOHN HARVARD BREW     8,500   Jul 2006   #1-60 mos
                                                   #2-60 mos
23 521    MIKASA               18,007   Oct 2006   #1-60 mos
                                                   #2-60 mos
           2006 Total          28,442

27 511    SHOE WAREHOUSE       27,089   May 2007   #1-60 mos
                                                   #2-60 mos
                                                   #3-60 mos
 8 512    AC MOORE             24,560   Dec 2007   #1-60 mos
                                                   #2-60 mos

SHOPPERS WORLD  1997 UPDATE                           PAGE 2

                                         Expiry
#  Suite  Tenant Name          Sq Feet    Date     Option(s)
----------------------------- --------- --------- ----------
                                                   #3-60 mos
                              -------
           2007 Total          51,649

 6 504    TJ MAXX              39,884   Jul 2010   #1-60 mos
                                                   #2-60 mos
                              -------
           2010 Total          39,884

11 517    LINENS N THINGS      40,159   Jan 2011   #1-60 mos
                                                   #2-60 mos
                                                   #3-60 mos
12 522    BARNES & NOBLE       29,963   Jan 2011   #1-60 mos
                                                   #2-60 mos
                                                   #3-60 mos
 9 514    MARSHALL'S           50,081   Jan 2011   #1-60 mos
                                                   #2-60 mos
                                                   #3-60 mos
10 515    BOB'S                50,059   Jan 2011   #1-60 mos
                                                   #2-60 mos
                                                   #3-60 mos
20 601U   OLIVE GARDEN          9,200   May 2011   #1-60 mos
                                                   #2-60 mos
                                                   #3-60 mos
25 520    THE WIZ              50,000   Aug 2011
26 9920   FRAMINGHAM ATM            1   Dec 2011
                              -------
           2011 Total         229,463

24 519    OFFICE MAX           30,100   Jan 2012   #1-60 mos
                                                   #2-60 mos
                                                   #3-60 mos
                              -------
           2012 Total          30,100

 1 600    GENERAL CINEMA       85,000   Dec 2014   #1-60 mos
                                                   #2-60 mos
                                                   #3-60 mos
                                                   #4-60 mos
                              -------
           2014 Total          85,000

15 518    SPORTS AUTHORITY     43,629   Aug 2015   #1-60 mos
                                                   #2-60 mos
                                                   #3-60 mos

SHOPPERS WORLD  1997 UPDATE                           PAGE 3

                                         Expiry
#  Suite  Tenant Name          Sq Feet    Date     Option(s)
----------------------------- --------- --------- ----------
                                                   #4-60 mos
                              -------
           2015 Total          43,629

 4 502    TOYS R US            45,000   Jan 2020   #1-60 mos
                                                   #2-60 mos
                                                   #3-60 mos
                                                   #4-60 mos
                                                   #5-60 mos
                                                   #6-60 mos
                                                   #7-60 mos
                                                   #8-12 mos
 5 503    MACY'S FURNITURE     40,000  Jan 2020    #1-120 mos
                                                   #2-120 mos
                                                   #3-120 mos
 3 501    KID R US             18,300  Jan 2020    #1-60 mos
                                                   #2-60 mos
                                                   #3-60 mos
                                                   #4-60 mos
                                                   #5-60 mos
                                                   #6-60 mos
                                                   #7-60 mos
                                                   #8-12 mos
                              -------
           2020 Total         103,300
                              -------
           Report Total       777,344
                              =======

=========================================================================================================================
BIG BOX RETAIL LEASES
Cushman & Wakefield, Inc.
=========================================================================================================================
                                      Lease                             Term/       Bldg Area      Annual      Rent/
No.         Property/Location         Date           Tenant            Options       (Sq/Ft)        Rent       Sq/Ft
=========================================================================================================================
1   Austin Power Center              Jan-99     Home Depot             20 yrs.       103,680     $2,025,000    $19.53
    Austin Avenue & NYS Thruway
    Yonkers, NY

-------------------------------------------------------------------------------------------------------------------------
2   Austin Power Center              Jan-99     Costco                 25 yrs.       134,632     $2,019,480    $15.00
    Austin Avenue & NYS Thruway
    Yonkers, NY

-------------------------------------------------------------------------------------------------------------------------
3   Lowe's Home Center               Oct-97     Lowe's                 20 yrs.       130,316       $977,370     $7.50
    W/S of Grant Avenue                                              1 1-yr. opt.
    Town of Sennett                                                  4 5-yr. opt.
    Cayuga County, NY                                                1 6-yr. opt.

-------------------------------------------------------------------------------------------------------------------------
4   Springhurst Towne Center        Fall-97     Kohl's                 20 yrs.        86,584       $671,026     $7.75
    Westport & I-265                                                 4 5-yr. opt.
    Louisville, Kentucky

-------------------------------------------------------------------------------------------------------------------------
5   Hudson Valley Plaza              Spr-97     Wal-Mart               20 yrs.       201,000     $1,396,950     $6.95
    Route 9W & 199                                                   4 5-yr. opt.
    Town of Ulster, NY

-------------------------------------------------------------------------------------------------------------------------
6   Hudson Valley Plaza              Spr-97     Sam's Club             20 yrs.       114,547       $670,100     $5.85
    Route 9W & 199                                                   4 5-yr. opt.
    Town of Ulster, NY

-------------------------------------------------------------------------------------------------------------------------
7   Hudson Valley Plaza              Spr-97     Lowe's                 20 yrs.       130,019     $1,170,171     $9.00
    Route 9W & 199                                                   4 5-yr. opt.
    Town of Ulster, NY

-------------------------------------------------------------------------------------------------------------------------
8   Hillview Shopping Center          1997      Home Place             15 yrs.        40,000       $800,000    $20.00
    Route 38                        Proposed
    Cherry Hill, New Jersey

-------------------------------------------------------------------------------------------------------------------------
9   Lowes Home Center                Oct-96     Lowe's                 20 yrs.       131,645       $999,318     $7.59
    Sycamre, Ash, & Shippers                                         4 5-yr. opt.
    Vestal, Broome Cty., NY                                          1 7-yr. opt.

-------------------------------------------------------------------------------------------------------------------------
10  Brandywine Square                Aug-96     BJ's Wholesale         20 yrs.       108,242     $1,190,662    $11.00
    SS/ Route 30 at Quarry Road
    Chester County, Pennsylvania

-------------------------------------------------------------------------------------------------------------------------
11  Brandywine Square                Aug-96     Hechinger              20 yrs.        99,000     $1,242,450    $12.55
    SS/ Route 30 at Quarry Road
    Chester County, Pennsylvania

-------------------------------------------------------------------------------------------------------------------------
12  Walmart Supercenter              Spr-96     Wal-Mart               20 yrs.       202,590     $1,243,903     $6.14
    I-85 & I-575
    Newman, GA

-------------------------------------------------------------------------------------------------------------------------
13  Caldor                           Spr-96     Caldor                 25 yrs.       113,275
    Everett, MA                                                                                  $1,699,125    $15.00

-------------------------------------------------------------------------------------------------------------------------

=========================================================================================
                                                                              Estimated
No.         Property/Location          Steps                 % Rent             Sales
=========================================================================================
1   Austin Power Center            $21.48/sf yr. 6        1.0% of sales       $36,184,320
    Austin Avenue & NYS Thruway    $23.63/sf yr. 11       over a natural
    Yonkers, NY                    $26.00/sf yr. 16         breakpoint

-----------------------------------------------------------------------------------------
2   Austin Power Center            $16.13/sf yr. 6        1.0% of sales       $80,779,200
    Austin Avenue & NYS Thruway    $17.39/sf yr. 11       over a natural
    Yonkers, NY                    $18.97/sf yr. 16         breakpoint
                                   $20.42/sf yr. 21

-----------------------------------------------------------------------------------------
3   Lowe's Home Center             $7.50/sf yr. 21             N/A            $40,000,000
    W/S of Grant Avenue          $8.25/sf yrs. 22-26
    Town of Sennett              $9.08/sf yrs. 27-31
    Cayuga County, NY            $9.98/sf yrs. 32-36

-----------------------------------------------------------------------------------------
4   Springhurst Towne Center        $8.50/sf yr.11        2.5% of sales       $18,000,000
    Westport & I-265                                      over a natural
    Louisville, Kentucky                                    breakpoint

-----------------------------------------------------------------------------------------
5   Hudson Valley Plaza                  None                   No            $45,000,000
    Route 9W & 199
    Town of Ulster, NY

-----------------------------------------------------------------------------------------
6   Hudson Valley Plaza                  None                   No            $35,000,000
    Route 9W & 199
    Town of Ulster, NY

-----------------------------------------------------------------------------------------
7   Hudson Valley Plaza           10% increase every     2% of sales over     $50,000,000
    Route 9W & 199                     5 years             $32,000,000;
    Town of Ulster, NY                                      capped at
                                                             $0.95/sf

-----------------------------------------------------------------------------------------
8   Hillview Shopping Center       $21.00/sf yr. 6             N/A
    Route 38                       $22.00/sf yr.11
    Cherry Hill, New Jersey

-----------------------------------------------------------------------------------------
9   Lowes Home Center                    None            2% of sales over     $47,500,000
    Sycamre, Ash, & Shippers                                 natural
    Vestal, Broome Cty., NY                                 breakpoint

-----------------------------------------------------------------------------------------
10  Brandywine Square              $11.88/sf yr. 6             N/A
    SS/ Route 30 at Quarry Road    $12.83/sf yr. 11
    Chester County, Pennsylvania   $13.86/sf yr. 16

-----------------------------------------------------------------------------------------
11  Brandywine Square              $13.18/sf yr. 11            N/A
    SS/ Route 30 at Quarry Road
    Chester County, Pennsylvania

-----------------------------------------------------------------------------------------
12  Walmart Supercenter                  None                   No            $68,070,240
    I-85 & I-575
    Newman, GA

-----------------------------------------------------------------------------------------
13  Caldor
    Everett, MA                          None                   No            $26,000,000

-----------------------------------------------------------------------------------------

=====================================================================================
                                 Rent-Sales
No.         Property/Location       Ratio                Comments
=====================================================================================
1   Austin Power Center              5.6%  Anchor in 427,256 SF proposed ctr.
    Austin Avenue & NYS Thruway            which will also include Costco. Con-
    Yonkers, NY                            struction expected to be completed by
                                           Jan-99. Sales '95 chain avg.

-------------------------------------------------------------------------------------
2   Austin Power Center              2.5%  Anchor in 427,256 SF proposed ctr.
    Austin Avenue & NYS Thruway            which also incl. HomeDepot. Con-
    Yonkers, NY                            strcution expected to be completed by
                                           Jan-99. Sales '96 chain avg.

-------------------------------------------------------------------------------------
3   Lowe's Home Center               2.4%  New Lowe's Home Center with Fall
    W/S of Grant Avenue                    97 completion. New lease with
    Town of Sennett                        landlord only responsible for structural
    Cayuga County, NY                      repairs.

-------------------------------------------------------------------------------------
4   Springhurst Towne Center         3.7%  Freestanding discount dept. store as
    Westport & I-265                       anchor in proposed power center.
    Louisville, Kentucky                   Kohl's to pay CAM+5% Fee, insur.,
                                           and taxes. Sales are chain avg.

-------------------------------------------------------------------------------------
5   Hudson Valley Plaza              3.1%  Wal-Mart Supercenter to open in May
    Route 9W & 199                         97. Adjacent to Hudson Valley Mall.
    Town of Ulster, NY                     NNN lease in planned power center
                                           w/ Sam's club, Lowe's.

-------------------------------------------------------------------------------------
6   Hudson Valley Plaza              1.9%  Sam's club to open in March 97.
    Route 9W & 199                         Adjacent to Hudson Valley Mall.NNN
    Town of Ulster, NY                     lease in planned power center w/ Wal-
                                           Mart, Lowe's.

-------------------------------------------------------------------------------------
7   Hudson Valley Plaza              2.3%  Lowe's to open March 97. Adjacent
    Route 9W & 199                         to Hudson Valley Mall. NNN lease in
    Town of Ulster, NY                     planned power center w/Wal-Mart,
                                           Sam's Club. Sales proj.

-------------------------------------------------------------------------------------
8   Hillview Shopping Center               Proposed triple net lease in existing
    Route 38                               shopping center.
    Cherry Hill, New Jersey

-------------------------------------------------------------------------------------
9   Lowes Home Center                2.1%  New $5.1M freestanding store.
    Sycamre, Ash, & Shippers               Tenant pays all expenses except
    Vestal, Broome Cty., NY                structural repairs in 1st 10 yrs. Sale
                                           projected b/w $45.0-50.0M.

-------------------------------------------------------------------------------------
10  Brandywine Square                      New 590,000sf power ctr. On site of
    SS/ Route 30 at Quarry Road            former Dowington Inn. NNN lease.
    Chester County, Pennsylvania           Other tenants include PetsMart,
                                           Dick's, Hechinger. Opened 8/96.

-------------------------------------------------------------------------------------
11  Brandywine Square                      New 590,000sf power ctr. On site of
    SS/ Route 30 at Quarry Road            former Dowington Inn. NNN lease.
    Chester County, Pennsylvania           Other tenants include PetsMart,
                                           Dick's, BJ's Whole. Opened 8/96.

-------------------------------------------------------------------------------------
12  Walmart Supercenter              1.8%  New Wal-Mart scheduled opened in
    I-85 & I-575                           Spring 1996. Sales are based on Wal
    Newman, GA                             Mart/Sam's chain average.

-------------------------------------------------------------------------------------
13  Caldor
    Everett, MA                      6.5%  Triple net lease of Caldor located in
                                           Everett, MA. Lease started in early
                                           1996.

-------------------------------------------------------------------------------------

=========================================================================================================================
BIG BOX RETAIL LEASES
Cushman & Wakefield, Inc.
=========================================================================================================================
                                      Lease                             Term/       Bldg Area      Annual      Rent/
No.         Property/Location         Date           Tenant            Options       (Sq/Ft)        Rent       Sq/Ft
=========================================================================================================================
14  Caldor                           Spr-96     Caldor                 25 yrs.       124,500     $1,992,000    $16.00
    Huntington, NY

-------------------------------------------------------------------------------------------------------------------------
15  Super Kmart                      Feb-96     Super Kmart            25 yrs.       178,189     $1,514,607     $8.50
    Confidential West                                               10 5-yr. opt.
    Virginia location

-------------------------------------------------------------------------------------------------------------------------
16  Builders Square                  Dec-95     Builders Square        25 yrs.       109,800     $1,170,468    $10.66
    Confidential Midwest                                            10 5-yr. opt.
    Location


-------------------------------------------------------------------------------------------------------------------------
17  Wal-Mart Supercenter             Nov-95     Wal-Mart               20 yrs.       202,590     $1,096,012     $5.41
    Highway 41
    Cartersville, GA

-------------------------------------------------------------------------------------------------------------------------
18  Builders Square                  Nov-95     Builders Square        25 yrs.       109,800       $933,300     $8.50
    Confidential Midwest                                            10 5-yr. opt.
    Location


-------------------------------------------------------------------------------------------------------------------------
19  New Hope Commons                 Oct-95     Wal-Mart               10 yrs.       149,929     $1,215,924     $8.11
    I-40 & Highway 501-15                                            4 5-yr opt.
    Durham, North Carolina


-------------------------------------------------------------------------------------------------------------------------
20  Independence Commons             Sep-95     Kohl's                 20 yrs.        80,684       $526,867     $6.53
    Independence, Missouri
    (Homart)


-------------------------------------------------------------------------------------------------------------------------
21  Kmart                            Sep-95     Kmart                  25 yrs.       124,157     $1,075,000     $8.66
    Confidential West Coast                                          5 5-yr opt.
    Location


-------------------------------------------------------------------------------------------------------------------------
22  Kmart                            Sep-95     Kmart                  20 yrs.       145,780     $2,988,490    $20.50
    Confidential NE Location



-------------------------------------------------------------------------------------------------------------------------
23  Hornell Shopping Plaza           Jun-95     Wal-Mart               20 yrs.       128,268       $741,389     $5.78
    Hornell, New York



-------------------------------------------------------------------------------------------------------------------------
24  Builders Square                  May-95     Builders Square        25 yrs.       109,800     $1,305,212    $11.89
    Confidential Midwest                                             10 5-yr opt.
    Location


-------------------------------------------------------------------------------------------------------------------------
25  Kmart                            May-95     Kmart                  25 yrs.       178,189     $1,514,607     $8.50
    Confidential Mid-Atlantic                                        10 5-yr opt.
    Location


-------------------------------------------------------------------------------------------------------------------------
26  Hunting Park Avenue              May-95     Caldor                 25 yrs.       113,275     $1,302,663    $11.50
    "G" Street Road
    Philadelphia, Pennsylvania
-------------------------------------------------------------------------------------------------------------------------

=========================================================================================
                                                                              Estimated
No.         Property/Location          Steps                 % Rent             Sales
=========================================================================================
14  Caldor                              None                   No            $23,000,000
    Huntington, NY

-----------------------------------------------------------------------------------------
15  Super Kmart                         None                   No            $60,000,000
    Confidential West
    Virginia location

-----------------------------------------------------------------------------------------
16  Builders Square                     None                   No            $18,446,400
    Confidential Midwest
    Location


-----------------------------------------------------------------------------------------
17  Wal-Mart Supercenter                None                   No            $68,070,240
    Highway 41
    Cartersville, GA

-----------------------------------------------------------------------------------------
18  Builders Square                     None                   No            $18,446,400
    Confidential Midwest
    Location


-----------------------------------------------------------------------------------------
19  New Hope Commons                    None             5% of sales in      $50,376,144
    I-40 & Highway 501-15                                  excess of
    Durham, North Carolina                                 stipulated
                                                           breakpoint

-----------------------------------------------------------------------------------------
20  Independence Commons           $7.15/sf yr. 3                            $15,000,000
    Independence, Missouri        $7.40/sf yr. 11
    (Homart)                       $7.65/sf yr.16


-----------------------------------------------------------------------------------------
21  Kmart                               None                   No            $17,754,451
    Confidential West Coast
    Location


-----------------------------------------------------------------------------------------
22  Kmart                           5% increase           1% of sales        $34,112,520
    Confidential NE Location       every 5 years          in excess of
                                                          $60,000,000


-----------------------------------------------------------------------------------------
23  Hornell Shopping Plaza              None            0.5% of sales in     $43,098,048
    Hornell, New York                                   yr. 8; capped at
                                                        $1.00/sf; 7th yr
                                                        sales as break.

-----------------------------------------------------------------------------------------
24  Builders Square                     None                   No            $16,689,600
    Confidential Midwest
    Location


-----------------------------------------------------------------------------------------
25  Kmart                               None                   No            $28,510,240
    Confidential Mid-Atlantic
    Location


-----------------------------------------------------------------------------------------
26  Hunting Park Avenue           $12.65/sf yr. 6
    "G" Street Road               $13.92/sf yr. 11
    Philadelphia, Pennsylvania    $15.31/sf yr. 16
                                  $16.84/sf yr. 21
-----------------------------------------------------------------------------------------


=====================================================================================
                                 Rent-Sales
No.         Property/Location       Ratio                Comments
=====================================================================================
14  Caldor                          8.7%  Semi net Caldor lease which began in
    Huntington, NY                        early 1996.

---------------------------------------------------------------------------------------
15  Super Kmart                     2.5%  New Super Kmart on NNN lease. No
    Confidential West                     % rent or steps. Sales based on
    Virginia location                     projection by Kmart.

---------------------------------------------------------------------------------------
16  Builders Square                 6.3%  New Builders Square which opened
    Confidential Midwest                  beginning 1996. Lease is on a NET
    Location                              basis. Sales based on Builders
                                          Square state average.

---------------------------------------------------------------------------------------
17  Wal-Mart Supercenter            1.6%  Wal-Mart Supercenter which opened
    Highway 41                            in November 1995. Sales based on
    Cartersville, GA                      Wal-Mart/Sam's chain average.

---------------------------------------------------------------------------------------
18  Builders Square                 5.1%  NET lease of Builders Square which
    Confidential Midwest                  opened in Nov-95. No percentage
    Location                              rents or steps. Sales based on
                                          B.S. state avg.

---------------------------------------------------------------------------------------
19  New Hope Commons                2.4%  New 407,360sf power center. Opts. at
    I-40 & Highway 501-15                 $8.11/sf. Tenant pays utilities & p/r
    Durham, North Carolina                taxes, CAM, & insur. Sales based on
                                          Wal-Mart/Sam's avg.

---------------------------------------------------------------------------------------
20  Independence Commons            3.5%  New 363,853 sf power center. No %
    Independence, Missouri                rent clause. P/R CAM & taxes.
    (Homart)                              Kohl's received $30/sf in workletter.
                                          Sales based on chain avg./unit.

---------------------------------------------------------------------------------------
21  Kmart                           6.1%  New Super Kmart which opened in
    Confidential West Coast               November 1995. Lease is on a NET
    Location                              basis with no steps. Sales are based
                                          on Kmart state average.

---------------------------------------------------------------------------------------
22  Kmart                           8.8%  New Super Kmart due to open 2nd
    Confidential NE Location              quarter 1996. Lease includes 4-5
                                          year options. Sales estimated based
                                          on 150% of Kmart state avg.

---------------------------------------------------------------------------------------
23  Hornell Shopping Plaza          1.7%  New 250,000sf ctr. Turn-key. P/R
    Hornell, New York                     share taxes, ins.; CAM cap at $.50/sf
                                          yrs 1-10; $.70/sf yrs 11-20. Sales
                                          based on Wal-Mart/Sam's avg.

---------------------------------------------------------------------------------------
24  Builders Square                 7.8%  Builders Square which opened in
    Confidential Midwest                  November 1995. Lease is on a net
    Location                              basis with no steps or % rent. Sales
                                          based on B.S. state average.

---------------------------------------------------------------------------------------
25  Kmart                           5.3%  Net lease for Kmart which opened
    Confidential Mid-Atlantic             Feb-95. Sales are based on Kmart
    Location                              state average. No percentage rent or
                                          steps.

---------------------------------------------------------------------------------------
26  Hunting Park Avenue                   Caldor pays P/R CAM+10%, plus
    "G" Street Road                       taxes and insurance.
    Philadelphia, Pennsylvania
---------------------------------------------------------------------------------------

=========================================================================================================================
BIG BOX RETAIL LEASES
Cushman & Wakefield, Inc.
=========================================================================================================================
                                      Lease                             Term/       Bldg Area      Annual      Rent/
No.         Property/Location         Date           Tenant            Options       (Sq/Ft)        Rent       Sq/Ft
=========================================================================================================================
27  Key Stone Plaza                  May-95     Kohl's                 15 yrs.        80,684       $564,788     $7.00
    Erie, Pennsylvania



-------------------------------------------------------------------------------------------------------------------------
28  Kmart                            Apr-95     Kmart                  25 yrs.       130,753     $3,007,319    $23.00
    Confidential NE location                                         4 5-yr opt.



-------------------------------------------------------------------------------------------------------------------------
29  Home Depot                       Apr-95     Home Depot             20 yrs.       103,000     $1,300,000    $12.62
    656 Reservoir Avenue
    Bridgeport, Connecticut

-------------------------------------------------------------------------------------------------------------------------
30  New Hartford Consumer Sq.        Apr-95     Builders Square        20 yrs.       109,800       $861,930     $7.85
    Route 5A
    New Hartford, New York


-------------------------------------------------------------------------------------------------------------------------
31  Hunting Park Avenue              Mar-95     Caldor                 25 yrs.       113,275     $1,302,663    $11.50
    "G" Street Road
    Philadelphia, Pennsylvania


-------------------------------------------------------------------------------------------------------------------------
32  Riverside Mall                   Mar-95     Wal-Mart               25 yrs.       116,197       $928,414     $7.99
    Route 12 & Route 49                                              4 5-yr opt.
    Utica, New York


-------------------------------------------------------------------------------------------------------------------------
33  Builders Square                  Mar-95     Builders Square        25 yrs.       109,800     $1,021,140     $9.30
    Confidential SE Location                                         10 5-yr opt.



-------------------------------------------------------------------------------------------------------------------------
34  Kmart                            Feb-95     Kmart                  25 yrs.       118,242     $1,138,252     $9.63
    Confidential NE Location                                         10 5-yr opt.



-------------------------------------------------------------------------------------------------------------------------
35  Kmart                            Feb-95     Kmart                  25 yrs.        91,266       $461,608     $5.06
    Confidential SW Location                                         10 5-yr opt.


-------------------------------------------------------------------------------------------------------------------------
36  Walmart                          Feb-95     Wal-Mart               20 yrs.       126,249       $916,568     $7.26
    Highway 92 & I-575
    Woodstock, GA

-------------------------------------------------------------------------------------------------------------------------
37  Kmart                            Jan-95     Kmart                  20 yrs.       137,113     $3,850,187    $28.08
    Confidential NE Location



-------------------------------------------------------------------------------------------------------------------------
38  Builders Square                  Jan-95     Builders Square        25 yrs.       109,800     $1,338,462    $12.19
    Mall Blvd. Off Route 202
    King of Prussia, Pennsylvania

-------------------------------------------------------------------------------------------------------------------------
39  Caldor                            1995      Caldor                 25 yrs.       113,000     $1,469,000    $13.00
    Salem, New Hampshire
-------------------------------------------------------------------------------------------------------------------------

=========================================================================================
                                                                              Estimated
No.         Property/Location          Steps                 % Rent             Sales
=========================================================================================
27  Key Stone Plaza                     None             1% of sales in      $15,000,000
    Erie, Pennsylvania                                     excess of
                                                          $18,000,000


-----------------------------------------------------------------------------------------
28  Kmart                           10% increase         1% of sales in      $30,596,202
    Confidential NE location       every 5 years           excess of
                                                          $50,000,000


-----------------------------------------------------------------------------------------
29  Home Depot                     Every 5 years               No            $41,612,000
    656 Reservoir Avenue
    Bridgeport, Connecticut

-----------------------------------------------------------------------------------------
30  New Hartford Consumer Sq.           None               1.0% over         $20,752,200
    Route 5A                                              $30,000,000
    New Hartford, New York


-----------------------------------------------------------------------------------------
31  Hunting Park Avenue           $12.65/sf yr. 6             N/A                N/A
    "G" Street Road               $13.92/sf yr.11
    Philadelphia, Pennsylvania    $15.31/sf yr. 16
                                  $16.84/sf yr.21

-----------------------------------------------------------------------------------------
32  Riverside Mall                      None            0.5% of sales in     $39,042,192
    Route 12 & Route 49                                 yr. 8; capped at
    Utica, New York                                     $1.00/sf; 7th yr
                                                        sales as break.

-----------------------------------------------------------------------------------------
33  Builders Square                     None                   No            $17,458,200
    Confidential SE Location



-----------------------------------------------------------------------------------------
34  Kmart                               None                   No            $15,703,720
    Confidential NE Location



-----------------------------------------------------------------------------------------
35  Kmart                               None                   No            $14,328,762
    Confidential SW Location


-----------------------------------------------------------------------------------------
36  Walmart                             None                   No            $42,419,664
    Highway 92 & I-575
    Woodstock, GA

-----------------------------------------------------------------------------------------
37  Kmart                         $30.27/sf yr. 11       1% of sales in      $32,084,442
    Confidential NE Location      $32.46/sf yr. 16         excess of
                                                          $63,000,000


-----------------------------------------------------------------------------------------
38  Builders Square                     None                  None           $18,335,502
    Mall Blvd. Off Route 202
    King of Prussia, Pennsylvania

-----------------------------------------------------------------------------------------
39  Caldor                              None                   No            $20,000,000
    Salem, New Hampshire
-----------------------------------------------------------------------------------------


=====================================================================================
                                 Rent-Sales
No.         Property/Location       Ratio                Comments
=====================================================================================
27  Key Stone Plaza                 3.8%  Power center anchored by Wal-Mart.
    Erie, Pennsylvania                    Tenant pays own taxes and nominal
                                          CAM charge. Lease signed 1994.
                                          Sales based on chain avg./unit.

---------------------------------------------------------------------------------------
28  Kmart                           9.8%  Super Kmart which opened Nov-95.
    Confidential NE location              Lease is on Net basis. Sales are
                                          based on 150% of Kmart state
                                          average.

---------------------------------------------------------------------------------------
29  Home Depot                      3.1%  Home Depot store on triple net lease
    656 Reservoir Avenue                  in Fairfield County.Sales based on
    Bridgeport, Connecticut               chain avg. in ' 94.

---------------------------------------------------------------------------------------
30  New Hartford Consumer Sq.       4.2%  561,140 SF power ctr. anchored by
    Route 5A                              Wal-Mart, Sam's, & Builder's Sq.;
    New Hartford, New York                opened 9/94; 95% pre leased. Sales
                                          based on chain average.

---------------------------------------------------------------------------------------
31  Hunting Park Avenue             N/A   Caldor pays P/R share of CAM + 10%
    "G" Street Road                       fee, as well as taxes & insurance.
    Philadelphia, Pennsylvania


---------------------------------------------------------------------------------------
32  Riverside Mall                  2.4%  Enclosed mall. P/R share of CAM,
    Route 12 & Route 49                   taxes, ins., utilities, & repairs of mech.
    Utica, New York                       systems. Sales based on Wal-
                                          Mart/Sam's avg.

---------------------------------------------------------------------------------------
33  Builders Square                 5.8%  Net lease of Builders Square which
    Confidential SE Location              opened in June 1995. Sales are
                                          based on Builders Square state
                                          average.

---------------------------------------------------------------------------------------
34  Kmart                           7.2%  Net lease signed in Feb-95 with
    Confidential NE Location              anticipated store opening of early
                                          1996. Sales are based on Kmart
                                          state average.

---------------------------------------------------------------------------------------
35  Kmart                           3.2%  1995 lease of store which opened in
    Confidential SW Location              March 1992. Lease is on a Net basis.
                                          Sales are based on Kmart state average.

---------------------------------------------------------------------------------------
36  Walmart                         2.2%  Triple net lease of Wal-Mart which
    Highway 92 & I-575                    opened in February 1995. Sales
    Woodstock, GA                         based on Wal-Mart/Sam's chain avg.

---------------------------------------------------------------------------------------
37  Kmart                          12.0%  Kmart which opened in November
    Confidential NE Location              1995. Sales based on 150% of
                                          Kmart state average. Lease is on a
                                          triple net basis.

---------------------------------------------------------------------------------------
38  Builders Square                 7.3%  Builder's Square on triple net lease
    Mall Blcd. Off Route 202              which is flat over term. Sales based
    King of Prussia, Pennsylvania         on state avg. for B.S.

---------------------------------------------------------------------------------------
39  Caldor                          7.3%  Caldor store in Salem, New
    Salem, New Hampshire                  Hampshire which opened in 1995.
                                          Sales projected. Triple net lease.
---------------------------------------------------------------------------------------

=========================================================================================================================
BIG BOX RETAIL LEASES
Cushman & Wakefield, Inc.
=========================================================================================================================
                                      Lease                             Term/       Bldg Area      Annual      Rent/
No.         Property/Location         Date           Tenant            Options       (Sq/Ft)        Rent       Sq/Ft
=========================================================================================================================
40  Caldor                            1995      Caldor                 25 yrs.       113,275     $1,359,300    $12.00
    Newington, Connecticut


-------------------------------------------------------------------------------------------------------------------------
41  Caldor                            1995      Caldor                 20 yrs.       113,275     $1,302,663    $11.50
    Dedham, Massachusetts



-------------------------------------------------------------------------------------------------------------------------
42  Caldor                            1995      Caldor                 25 yrs.       113,275     $1,359,300    $12.00
    Braintree, Massachusetts



-------------------------------------------------------------------------------------------------------------------------
43  Caldor                            1995      Caldor                 25 yrs.       113,275     $1,302,663    $11.50
    Brockton, Massachusetts



-------------------------------------------------------------------------------------------------------------------------
44  Caldor                            1995      Caldor                 25 yrs.       113,275     $1,225,078    $10.82
    Largo, Maryland


-------------------------------------------------------------------------------------------------------------------------
45  Caldor                            1995      Caldor                 25 yrs.       140,616     $1,920,000    $13.65
    Silver Spring, Maryland


-------------------------------------------------------------------------------------------------------------------------
46  Caldor                            1995      Caldor                 20 yrs.       113,261     $1,245,671    $11.00
    Fairfax, Virginia


-------------------------------------------------------------------------------------------------------------------------
47  Caldor                            1995      Caldor                 20 yrs.       113,275     $1,127,086     $9.95
    Portsmouth, Virginia


-------------------------------------------------------------------------------------------------------------------------
48  Caldor                            1995      Caldor                 20 yrs.       113,275     $1,127,086     $9.95
    Virginia Beach, Virginia


-------------------------------------------------------------------------------------------------------------------------
49  Caldor                            1995      Caldor                 20 yrs.       113,275     $1,013,811     $8.95
    Langley, Virginia


-------------------------------------------------------------------------------------------------------------------------
50  Caldor                            1995      Caldor                 20 yrs.       113,275     $1,008,148     $8.90
    York County, Virginia


-------------------------------------------------------------------------------------------------------------------------
51  Caldor                            1995      Caldor                 25 yrs.       113,275     $1,800,000    $15.89
    Westbury, New York


-------------------------------------------------------------------------------------------------------------------------
52  Caldor                            1995      Caldor                 25 yrs.       167,508     $2,550,000    $15.22
    Brooklyn, New York
-------------------------------------------------------------------------------------------------------------------------


=========================================================================================
                                                                              Estimated
No.         Property/Location          Steps                 % Rent             Sales
=========================================================================================
40  Caldor                              None                   No            $16,000,000
    Newington, Connecticut


-----------------------------------------------------------------------------------------
41  Caldor                       Fixed steps every 10           No            $16,000,000
    Dedham, Massachusetts              years



-----------------------------------------------------------------------------------------
42  Caldor                              None                   No            $14,000,000
    Braintree, Massachusetts



-----------------------------------------------------------------------------------------
43  Caldor                        Lesser of 10% or             No            $19,000,000
    Brockton, Massachusetts      CPI every 5 years



-----------------------------------------------------------------------------------------
44  Caldor                       Fixed steps every 5            No            $20,000,000
    Largo, Maryland                    years


-----------------------------------------------------------------------------------------
45  Caldor                       Greater of 10% or             No            $25,000,000
    Silver Spring, Maryland      CPI every 5 years


-----------------------------------------------------------------------------------------
46  Caldor                              None                   No            $20,000,000
    Fairfax, Virginia


-----------------------------------------------------------------------------------------
47  Caldor                              None                   No            $15,000,000
    Portsmouth, Virginia


-----------------------------------------------------------------------------------------
48  Caldor                              None                   No            $16,000,000
    Virginia Beach, Virginia


-----------------------------------------------------------------------------------------
49  Caldor                              None                   No            $16,000,000
    Langley, Virginia


-----------------------------------------------------------------------------------------
50  Caldor                              None                   No            $16,000,000
    York County, Virginia


-----------------------------------------------------------------------------------------
51  Caldor                       Fixed steps every 5            No            $25,000,000
    Westbury, New York                 years


-----------------------------------------------------------------------------------------
52  Caldor                        $180,000 every 5             No            $45,000,000
    Brooklyn, New York                 years
-----------------------------------------------------------------------------------------


=====================================================================================
                                 Rent-Sales
No.         Property/Location       Ratio                Comments
=====================================================================================
40  Caldor                          8.5%  Caldor store in Newington,
    Newington, Connecticut                Connecticut which opened in 1995.
                                          Sales projected. Triple net lease.

---------------------------------------------------------------------------------------
41  Caldor                          8.1%  Caldor store in Dedham,
    Dedham, Massachusetts                 Massachusetts which opened in
                                          1995. Sales projected. Triple net
                                          lease.

---------------------------------------------------------------------------------------
42  Caldor                          9.7%  Caldor store in Braintree,
    Braintree, Massachusetts              Massachusetts which opened in
                                          1995. Sales projected. Triple net
                                          lease.

---------------------------------------------------------------------------------------
43  Caldor                          6.9%  Caldor store in Brockton,
    Brockton, Massachusetts               Massachusetts which opened in
                                          1995. Sales projected. Triple net
                                          lease.

---------------------------------------------------------------------------------------
44  Caldor                          6.1%  Caldor store in Largo, Maryland which
    Largo, Maryland                       opened in 1995. Sales projected.
                                          Triple net lease.

---------------------------------------------------------------------------------------
45  Caldor                          7.7%  Caldor store in Silver Spring,
    Silver Spring, Maryland               Maryland which opened in 1995.
                                          Sales projected. Triple net lease.

---------------------------------------------------------------------------------------
46  Caldor                          6.2%  Caldor store in Fairfax, Virginia which
    Fairfax, Virginia                     opened in 1995. Sales projected.
                                          Semi net lease.

---------------------------------------------------------------------------------------
47  Caldor                          7.5%  Caldor store in Portsmouth, Virginia
    Portsmouth, Virginia                  which opened in 1995. Sales
                                          projected. Triple net lease.

---------------------------------------------------------------------------------------
48  Caldor                          7.0%  Caldor store in Virginia Beach,
    Virginia Beach, Virginia              Virginia which opened in 1995. Sales
                                          projected. Triple net lease.

---------------------------------------------------------------------------------------
49  Caldor                          6.3%  Caldor store Langley, Virginia
    Langley, Virginia                     which opened in 1995. Sales
                                          projected. Triple net lease.

---------------------------------------------------------------------------------------
50  Caldor                          6.3%  Caldor store in York County, Virginia
    York County, Virginia                 which opened in 1995. Sales
                                          projected. Triple net lease.

---------------------------------------------------------------------------------------
51  Caldor                          7.2%  Caldor store in Westbury, New York
    Westbury, New York                    which opened in 1995. Sales
                                          projected. Triple net lease.

---------------------------------------------------------------------------------------
52  Caldor                          5.7%  Caldor store in Brooklyn, New York
    Brooklyn, New York                    which opened in 1995. Sales
                                          projected. Semi net lease.
---------------------------------------------------------------------------------------

=========================================================================================================================
BIG BOX RETAIL LEASES
Cushman & Wakefield, Inc.
=========================================================================================================================
                                      Lease                             Term        Bldg Area      Annual      Rent/
No.         Property/Location         Date           Tenant            Options       (Sq/Ft)        Rent       Sq/Ft
=========================================================================================================================
53  Wal-Mart/Sam's Club              Nov-94     Sam's Club             20 yrs.       114,036       $843,866     $7.40
    Niagara Falls Blv/Willowridge                                     5 5-yr opt
    Amherst. New York

-------------------------------------------------------------------------------------------------------------------------
54  Wal-Mart/Sam's Club              Nov-94     Wal-Mart               20 yrs.       125,137       $893,478     $7.14
    Niagara Falls Blv/Willowridge                                     5 5yr opt.
    Amherst, New York

-------------------------------------------------------------------------------------------------------------------------
55  Builders Square                  Nov-94     Builders Square        25 yrs.       109,800     $1,226,285    $11.17
    Confidential Midwest                                            10 5-yr. opt.
    Location


-------------------------------------------------------------------------------------------------------------------------
56  Builders Square                  Nov-94     Builders Square        25 yrs.       109,800       $984,906     $8.97
    Confidential                                                    10 5-yr. opt.
    New Jersey Location

-------------------------------------------------------------------------------------------------------------------------
57  Greece Ridge Center              Nov-94     Lechmere               20 yrs.        74,772       $555,556     $7.43
    Rochester, New York                                                 + opt.
    (Wilmorite, Inc.)



-------------------------------------------------------------------------------------------------------------------------
58  Crossgates Commons               Oct-94     Home Depot             20 yrs.       102,680     $1,129,480    $11.00
    I-87 & Washington Avenue
    Albany, New York

-------------------------------------------------------------------------------------------------------------------------
59  Penn Can Mall                    Sep-94     Caldor                 25 yrs.       113,275       $889,209     $7.85
    Interstate 81 & 481                                              2 10-yr opt.
    Cicero, Syracuse, New York


-------------------------------------------------------------------------------------------------------------------------
60  Fayetteville Mall               Fall-94     Caldor                 25 yrs.       113,360       $889,876     $7.85
    Onondaga County                                                  2 10-yr.opt.
    Syracuse, New York

-------------------------------------------------------------------------------------------------------------------------
61  Eastview Mall                   Fall-94     Caldor                 25 yrs.       113,275       $889,209     $7.85
    Town of Victor                                                   2 10-yr opt.
    Rochester, New York

-------------------------------------------------------------------------------------------------------------------------
62  Westfall Towne Center           Fall-94     Kmart                  25 yrs.       107,806       $663,007     $6.15
    Pike County                                                      10 5-yr opt.
    Westfall, Pennsylvania

-------------------------------------------------------------------------------------------------------------------------
63  Lowe's Home Center              Fall-94     Lowe's                 20 yrs.       121,148       $739,003     $6.10
    646 Midway
    Elyria, Ohio

-------------------------------------------------------------------------------------------------------------------------
64  New Hartford Consumer Sq.        Jul-94     Wal-Mart               20 yrs.       124,996       $668,729     $5.35
    Route 5A
    New Hartford, New York


-------------------------------------------------------------------------------------------------------------------------
65  New Hartford Consumer Sq.        Jul-94     Sam's Club             20 yrs.       114,036       $592,987     $5.20
    Route 5A
    New Hartfore, New York
-------------------------------------------------------------------------------------------------------------------------


=========================================================================================
                                                                              Estimated
No.         Property/Location          Steps                 % Rent             Sales
=========================================================================================
53  Wal-Mart/Sam's Club                 None                   No            $38,316,096
    Niagara Falls Blv/Willowridge
    Amherst. New York

-----------------------------------------------------------------------------------------
54  Wal-Mart/Sam's Club                 None                   No            $42,046,032
    Niagara Falls Blv/Willowridge
    Amherst, New York

-----------------------------------------------------------------------------------------
55  Builders Square                     None                   No            $20,752,200
    Confidential Midwest
    Location


-----------------------------------------------------------------------------------------
56  Builders Square                     None                   No            $24,641,316
    Confidential
    New Jersey

-----------------------------------------------------------------------------------------
57  Greece Ridge Center                 None            1.0% of sales in
    Rochester, New York                                    excess of         $25,000,000
    (Wilmorite, Inc.)                                     $25,000,000



-----------------------------------------------------------------------------------------
58  Crossgates Commons             $12.65 - 3/99               No            $41,482,720
    I-87 & Washington Avenue       $14.17 - 3/04
    Albany, New York               $15.87 - 3/09

-----------------------------------------------------------------------------------------
59  Penn Can Mall                       None            1.0% of sales in     $14,000,000
    Interstate 81 & 481                                    excess of
    Cicero, Syracuse, New York                           $21,000,000.00


-----------------------------------------------------------------------------------------
60  Fayetteville Mall                   None            1.0% of sales in     $14,000,000
    Onondaga County                                        excess of
    Syracuse, New York                                    $21.000,000.

-----------------------------------------------------------------------------------------
61  Eastview Mall                       None            1.0% of sales in     $15,000,000
    Town of Victor                                         excess of
    Rochester, New York                                   $25,000,000

-----------------------------------------------------------------------------------------
62  Westfall Towne Center               None             1.0% of sales       $17,778,611
    Pike County                                               over
    Westfall, Pennsylvania                                $16,875,000

-----------------------------------------------------------------------------------------
63  Lowe's Home Center                  None                   No            $39,736,544
    646 Midway
    Elyria, Ohio

-----------------------------------------------------------------------------------------
64  New Hartford Consumer Sq.           None               0.05% over        $41,998,656
    Route 5A                                              $24,000,000
    New Hartford, New York


-----------------------------------------------------------------------------------------
65  New Hartford Consumer Sq.           None               0.05% over        $38,316,096
    Route 5A                                              $24,000,000
    New Hartfore, New York
-----------------------------------------------------------------------------------------


=====================================================================================
                                 Rent-Sales
No.         Property/Location       Ratio                Comments
=====================================================================================
53  Wal-Mart/Sam's Club             2.2%  New construction along with Wal-Mart
    Niagara Falls Blv/Willowridge         store. Lease signed 6/93. Sales
    Amherst. New York                     based on Wal-Mart/Sam's chain avg.

---------------------------------------------------------------------------------------
54  Wal-Mart/Sam's Club             2.1%  New construction along with Sam's
    Niagara Falls Blv/Willowridge         Club store. Lease signed 6/93. Sales
    Amherst, New York                     based on Wal-Mart/Sam's chain avg.

---------------------------------------------------------------------------------------
55  Builders Square                 5.9%  Builders Square which opened in
    Confidential Midwest                  Spring 1995.  Lease is on a Net basis
    Location                              with sales estimated based on B.S.
                                          state average.

---------------------------------------------------------------------------------------
56  Builders Square                 4.0%  New Builders Square.  Lease is on a
    Confidential                          Net basis with sales esimated based
    New Jersey                            on B.S. state average.

---------------------------------------------------------------------------------------
57  Greece Ridge Center
    Rochester, New York             2.2%  Renovated/expanded super-regional
    (Wilmorite, Inc.)                     mall.  Lechmere pays CAM & P/R
                                          taxes.  Occupies floor of former
                                          JCPenney store.

---------------------------------------------------------------------------------------
58  Crossgates Commons              2.7%  Home Depot store in power center
    I-87 & Washington Avenue              adjacent to mall.  Triple net lease.
    Albany, New York                      Sales based on chain avg. in '94.

---------------------------------------------------------------------------------------
59  Penn Can Mall                   6.4%  P/R share of exterior CAM,taxes, max.
    Interstate 81 & 481                   contr. of $0.15/SF for interior CAM , &
    Cicero, Syracuse, New York            utilities.  Bldg cost @61.76/SF. Off-
                                          price mall location.

---------------------------------------------------------------------------------------
60  Fayetteville Mall               6.4%  P/R share of CAM, taxes, insur. &
    Onondaga County                       utilities.  Former Kaufman's location in
    Syracuse, New York                    mall.  Lease signed in Fall 1993.

---------------------------------------------------------------------------------------
61  Eastview Mall                   5.9%  Net lease with CAM & tax provisions.
    Town of Victor                        Tenant pays utilities.  Lease signed in
    Rochester, New York                   Fall 1993.

---------------------------------------------------------------------------------------
62  Westfall Towne Center           3.7%  Lease signed 4/93.  Sales based on
    Pike County                           Kmart state avg. for '94. Completion
    Westfall, Pennsylvania                of store in late-1994.

---------------------------------------------------------------------------------------
63  Lowe's Home Center              1.9%  Lowe's Home Center in Cleveland
    646 Midway                            suburb.  Triple net lease.  Sales based
    Elyria, Ohio                          on chain average.

---------------------------------------------------------------------------------------
64  New Hartford Consumer Sq.       1.6%  561,140 SF power ctr. anchored by
    Route 5A                              Wal-Mart, Sam's, & Builder's Sq.;
    New Hartford, New York                opened 9/94; 95% pre-leased. Sales
                                          based on chain average.

---------------------------------------------------------------------------------------
65  New Hartford Consumer Sq.       1.5%  561,140 SF power ctr. anchored by
    Route 5A                              Wal-Mart, Sam's & Builder's Sq.;
    New Hartfore, New York                opened 9/94; 95% pre-leased. Sales
                                          based on chain average.
---------------------------------------------------------------------------------------

=========================================================================================================================
BIG BOX RETAIL LEASES
Cushman & Wakefield, Inc.
=========================================================================================================================
                                      Lease                             Term        Bldg Area      Annual      Rent/
No.         Property/Location         Date           Tenant            Options       (Sq/Ft)        Rent       Sq/Ft
=========================================================================================================================
66  Shopping Center                      Apr-94 Kmart                  25 yrs.       117,162       $805,216     $6.87
    Condifential SE location                                         10 5-yr opt.



------------------------------------------------------------------------------------------------------------------------
67  Builders Square                      Apr-94 Builders Square        25 yrs.       109,800       $852,048     $7.76
    Highway 42 & Sprague Rd.
    Strongsville, Ohio


------------------------------------------------------------------------------------------------------------------------
68  Broadway Marketplace                 Mar-94 Kmart                  25 yrs.       107,806     $1,010,142     $9.37
    SWC/ Alameda & S. Broadway
    Denver, Colorado


------------------------------------------------------------------------------------------------------------------------
69  Caldor                                 1994 Caldor                 25 yrs.       113,275     $1,250,000    $11.04
    Deer Park, New York


------------------------------------------------------------------------------------------------------------------------
70  Kmart                                  1994 Kmart                  25 yrs.       117,587       $723,160     $6.15
    Route 49/Rome-Taberg Rd.                                         10 5-yr opt.
    Rome, New York


------------------------------------------------------------------------------------------------------------------------
71  Lowe's Home Center                     1994 Lowe's                 20 yrs.       125,357       $764,678     $6.10
    3600 Park Mill
    Hilliard, Columbus, Ohio

------------------------------------------------------------------------------------------------------------------------
72  Lowe's Home Center                     1994 Lowe's                 20 yrs.       125,357       $803,538     $6.41
    2888 Brice Road
    Columbus, Ohio

------------------------------------------------------------------------------------------------------------------------
73  Aroostook Mall                       Nov-93 Kmart                  15 yrs.        86,479       $460,933     $5.33
    U.S. Route 1
    Presque Isle, Maine


------------------------------------------------------------------------------------------------------------------------
74  Riverside Mall                       Nov-93 BJ's Wholesale         20 yrs.       109,015       $730,400     $6.70
    Route 12 & Route 49                                              4 5-yr opt.
    Utica, New York

------------------------------------------------------------------------------------------------------------------------
75  Super Kmart Center                   Nov-93 Super Kmart            25 yrs.       192,929     $1,381,372     $7.16
    3300 North 27th Street
    Lincoln, Nebraska


------------------------------------------------------------------------------------------------------------------------
76  Super Kmart Center                   Oct-93 Super Kmart            25 yrs.       177,775     $1,182,204     $6.65
    Route 66 & Stadium Drive
    Defiance, Ohio


------------------------------------------------------------------------------------------------------------------------
77  Builders Square                      Sep-93 Builders Square        25 yrs.       106,400     $1,069,320    $10.05
    Confidential Allentown,                                          10 5-yr. opt
    Pennsylvania Location
------------------------------------------------------------------------------------------------------------------------


=========================================================================================
                                                                              Estimated
No.         Property/Location          Steps                 % Rent             Sales
=========================================================================================
66  Shopping Center                      None                   No            $16,988,490
    Condifential SE location



------------------------------------------------------------------------------------------
67  Builders Square                      None                   No            $18,479,340
    highway 42 & Sprague Rd.
    Strongsville, Ohio


------------------------------------------------------------------------------------------
68  Broadway Marketplace                 None               1.0% over         $15,970,812
    SWC/ Alameda & S. Broadway                             $23,178,290
    Denver, Colorado


------------------------------------------------------------------------------------------
69  Caldor                       Fixed steps every 5            No            $24,000,000
    Deer Park, new York                 years


------------------------------------------------------------------------------------------
70  Kmart                                None                   No            $18,510,898
    Route 49/Rome-Taberg Rd.
    Rome, New York


------------------------------------------------------------------------------------------
71  Lowe's Home Center                   None                   No            $41,117,096
    3600 park Mill
    Hilliard, Columbus, Ohio

------------------------------------------------------------------------------------------
72  Lowe's Home Center                   None            0.5% over first      $41,117,096
    2888 Brice Road                                      breakpoint; 1.0%
    Columbus, Ohio                                         over second

------------------------------------------------------------------------------------------
73  Aroostook mall                       None                   No             $8,781,164
    U.S. Route 1
    Presque Isle, Maine


------------------------------------------------------------------------------------------
74  Riverside Mall               Lesser of 8% or CPI            No            $36,700,000
    Route 12 & Route 49             every 5 years
    Utica, New York

------------------------------------------------------------------------------------------
75  Super Kmart Center                   None                   No            $27,386,272
    3300 North 27th Street
    Lincoln, Nebraska


------------------------------------------------------------------------------------------
76  Super Kmart Center                   None                   No            $27,859,120
    Route 66 & Stadium Drive
    Defiance, Ohio


------------------------------------------------------------------------------------------
77  Builders Square                      None                   No           $18,700,000
    Confidential Allentown,
    Pennsylvania Location
------------------------------------------------------------------------------------------


=====================================================================================
                                 Rent-Sales
No.         Property/Location       Ratio                Comments
=====================================================================================
66  Shopping Center                 4.7%  Kmart within new shopping center
    Condifential SE location              which opened late 1994.  Sales
                                          estimated based on Kmart state
                                          average.

---------------------------------------------------------------------------------------
67  Builders Square                 4.6%  Reportedly has purchased opt. at
    highway 42 & Sprague Rd.              $8,111,333 ($73.87/sf) based on
    Strongsville, Ohio                    10.5% OAR. NNN in new store.  Sales
                                          based on state avg. for B.S.

---------------------------------------------------------------------------------------
68  Broadway Marketplace            6.3%  Homart ctr. opened in late-93.
    SWC/ Alameda & S. Broadway            370,000sf ctr. Includes Albertson's,
    Denver, Colorado                      Sam's Club. P.R share of CAM &
                                          taxes. Sales are '94 state avg.

---------------------------------------------------------------------------------------
69  Caldor                          5.2%  Caldor store in Deer Park, New York
    Deer Park, new York                   which opened in 1995.  Sales
                                          projected.  Triple net lease.

---------------------------------------------------------------------------------------
70  Kmart                           3.9%  NNN lease; CAM, tax, ins., struc.
    Route 49/Rome-Taberg Rd.              repairs/maint. Land/bldg. Costs
    Rome, New York                        reportedly $6,522,789. Sales based
                                          on state avg. for Kmart in '94

---------------------------------------------------------------------------------------
71  Lowe's Home Center              1.9%  Lowe's Home Center in Columbus
    3600 park Mill                        suburb. Triple net lease. Sales based
    Hilliard, Columbus, Ohio              on chain average.

---------------------------------------------------------------------------------------
72  Lowe's Home Center              2.0%  Lowe's Home Center in Columbus
    2888 Brice Road                       suburb.  Triple net lease.  Sales based
    Columbus, Ohio                        on chain average.

---------------------------------------------------------------------------------------
73  Aroostook Mall                  5.2%  New regional mall with Sears, JC
    U.S. Route 1                          Penney, Porteous.  Tenant pays CAM
    Presque Isle, Maine                   of $0.50/sf & taxes.  Sales based on
                                          state avg. for Kmart in '94.

---------------------------------------------------------------------------------------
74  Riverside Mall                  2.0%  Single-level encl. mall. Tenant pays
    Route 12 & Route 49                   p/r share of exterior CAM, taxes,
    Utica, New York                       insur, utilities, & repairs of mech.
                                          systems. Opts. have rent incr.
---------------------------------------------------------------------------------------
75  Super Kmart Center              5.0%  New Super Kmart Center completed
    3300 North 27th Street                in Nov-93.  Center has since sold to
    Lincoln, Nebraska                     Canadian investor.  Sales based on
                                          state avg. for Kmart in '94.

---------------------------------------------------------------------------------------
76  Super Kmart Center              4.2%  New store building under triple net
    Route 66 & Stadium Drive              lease with no % rent clause or rent
    Defiance, Ohio                        escalations.  Sales based on state
                                          avg. for Kmart in '94.

---------------------------------------------------------------------------------------
77  Builders Square                 5.7%  New Builder's Square on NNN lease
    Confidential Allentown,               with no rent steps or % rent clause.
    Pennsylvania Location                 Sales based on actual first year.
---------------------------------------------------------------------------------------

=========================================================================================================================
BIG BOX RETAIL LEASES
Cushman & Wakefield, Inc.
=========================================================================================================================
                                      Lease                             Term/       Bldg Area      Annual      Rent/
No.         Property/Location         Date           Tenant            Options       (Sq/Ft)        Rent       Sq/Ft
=========================================================================================================================
78  Super Kmart Center                   Jul-93 Super Kmart            25 yrs.       169,957     $1,065,630     $6.27
    919 Lexington Spring Rd.
    Mansfield, Ohio


-------------------------------------------------------------------------------------------------------------------------
79  Silver City Galleria                 Nov-92 Bradlee's              20 yrs.        94,957       $564,000     $5.94
    Routes 24 & 140                                                  1 10-yr opt
    Taunton, Massachusets                                             2 5-yr opt.


-------------------------------------------------------------------------------------------------------------------------
80  Kmart                                Nov-89 Kmart                  30 yrs.        84,146       $577,556     $6.86
    Turkey Lake & Sand Lake Rds.                                     10 5-yr opt.
    Orlando, Florida

=========================================================================================================================

    Survey Low:                                                                       40,000       $460,933     $5.06

    Survey High:                                                                     202,590     $3,850,187    $28.08

-------------------------------------------------------------------------------------------------------------------------

    Survey mean:                                                                     120,574     $1,177,363     $9.85

=========================================================================================================================

=========================================================================================
                                                                              Estimated
No.         Property/Location          Steps                 % Rent             Sales
=========================================================================================
78  Super Kmart Center                  None                   No            $26,633,961
    919 Lexington Spring Rd.
    Mansfield, Ohio


------------------------------------------------------------------------------------------
79  Silver City Galleria                None           1.0% of hard line     $14,500,000
    Routes 24 & 140                                      & 2.0% of misc.
    Taunton, Massachusets                              sales in excess of
                                                          $23,000,000

------------------------------------------------------------------------------------------
80  Kmart                               None            1% of sales over     $18,425,975
    Turkey Lake & Sand Lake Rds.                          $15,900,000
    Orlando, Florida

==========================================================================================

    Survey Low:

    Survey High:

------------------------------------------------------------------------------------------

    Survey mean:

==========================================================================================


=====================================================================================
                                 Rent-Sales
No.         Property/Location       Ratio                Comments
=====================================================================================
78  Super Kmart Center             4.0%  New Kmart completed in July 1993.
    919 Lexington Spring Rd.             Build-to-suit arrangement.  Triple net
    Mansfield, Ohio                      lease terms.  Sales based onstate
                                         avg. for Kmart in '94.

--------------------------------------------------------------------------------------
79  Silver City Galleria           3.9%  Tenant pays p/r share taxes, insur,
    Routes 24 & 140                      utilities, & mech. repair.  CAM is
    Taunton, Massachusets                $0.65/SF incr. by $0.10/SF every 5
                                         yrs. Enclosed mall location.

--------------------------------------------------------------------------------------
80  Kmart                          3.1%  Community ctr. in west Orlando. P/R
    Turkey Lake & Sand Lake Rds.         CAM & taxes. Publix is other anchor.
    Orlando, Florida                     Sales are actual 1993.

======================================================================================

    Survey Low:                    1.5%

    Survey High:                  12.0%

--------------------------------------------------------------------------------------

    Survey mean:                   4.8%

======================================================================================

Mon Jul 14, 1997                                                          Page 2
                              CUSTOM SUMMARY REPORT
                          (POP FACTS: FULL DATA REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC
NATICK MALL
NATICK, MA                                      COORD:    42:17.97     71:22.76
--------------------------------------------------------------------------------
                                             5.00 MILE  10.00 MILE   15.00 MILE
DESCRIPTION                                     RADIUS      RADIUS       RADIUS
--------------------------------------------------------------------------------
1997 ESTIMATED POPULATION BY SEX              133,189     407,486    1,301,953
       MALE                                     47.02%      47.77%       47.78%
       FEMALE                                   52.98%      52.23%       52.22%

MARITAL STATUS                                109,727     326,805    1,076,810
       SINGLE MALE                              15.20%      15.79%       19.33%
       SINGLE FEMALE                            16.97%      15.91%       19.15%
       MARRIED                                  52.89%      54.15%       46.76%
       PREVIOUSLY MARRIED MALE                   4.19%       3.94%        4.15%
       PREVIOUSLY MARRIED FEMALE                10.75%      10.20%       10.61%

HOUSEHOLDS WITH CHILDREN                       14,956      46,906      139,835
       MARRIED COUPLE FAMILY                    80.97%      83.12%       76.93%
       OTHER FAMILY-MALE HEAD                    2.62%       2.67%        3.34%
       OTHER FAMILY-FEMALE HEAD                 15.73%      13.62%       19.04%
       NON FAMILY                                0.68%       0.59%        0.69%

1997 ESTIMATED POPULATION BY AGE              133,189     407,486    1,301,953
       UNDER 5 YEARS                             6.44%       6.77%        6.50%
       5 TO 9 YEARS                              5.38%       5.79%        5.54%
       10 TO 14 YEARS                            4.94%       5.30%        4.98%
       15 TO 17 YEARS                            2.82%       3.03%        2.83%
       18 TO 20 YEARS                            3.66%       3.53%        4.27%
       21 TO 24 YEARS                            5.27%       4.85%        6.05%
       25 TO 29 YEARS                            8.33%       7.62%        9.01%
       30 TO 34 YEARS                            8.01%       7.59%        8.61%
       35 TO 39 YEARS                            8.79%       8.87%        8.99%
       40 TO 49 YEARS                           16.74%      17.72%       15.99%
       50 TO 59 YEARS                           11.66%      11.42%       10.15%
       60 TO 64 YEARS                            4.20%       3.96%        3.61%
       65 TO 69 YEARS                            4.09%       3.88%        3.64%
       70 TO 74 YEARS                            3.29%       3.14%        3.08%
       75 + YEARS                                6.39%       6.53%        6.73%

       MEDIAN AGE                               37.93       38.11        36.22
       AVERAGE AGE                              38.76       38.48        37.83

Mon Jul 14, 1997                                                          Page 3
                              CUSTOM SUMMARY REPORT
                          (POP FACTS: FULL DATA REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC
NATICK MALL
NATICK, MA                                      COORD:    42:17.97     71:22.76
--------------------------------------------------------------------------------
                                             5.00 MILE  10.00 MILE   15.00 MILE
DESCRIPTION                                     RADIUS      RADIUS       RADIUS
--------------------------------------------------------------------------------
1997 ESTIMATED FEMALE POP. BY AGE              70,568     212,833      679,945
       UNDER 5 YEARS                             5.79%       6.18%        6.02%
       5 TO 9 YEARS                              5.00%       5.48%        5.27%
       10 TO 14 YEARS                            4.71%       5.13%        4.86%
       15 TO 17 YEARS                            2.61%       2.75%        2.58%
       18 TO 20 YEARS                            4.42%       3.81%        4.27%
       21 TO 24 YEARS                            5.77%       4.92%        5.91%
       25 TO 29 YEARS                            7.71%       7.20%        8.54%
       30 TO 34 YEARS                            7.48%       7.19%        8.12%
       35 TO 39 YEARS                            8.57%       8.81%        8.80%
       40 TO 49 YEARS                           16.51%      17.53%       15.88%
       50 TO 59 YEARS                           11.45%      11.25%       10.15%
       60 TO 64 YEARS                            4.10%       3.91%        3.65%
       65 TO 69 YEARS                            4.22%       3.99%        3.84%
       70 TO 74 YEARS                            3.40%       3.31%        3.32%
       75 + YEARS                                8.26%       8.53%        8.79%
       FEMALE MEDIAN AGE                        38.80       39.16        37.51
       FEMALE AVERAGE AGE                       39.94       39.84        39.35

POPULATION BY HOUSEHOLD TYPE                  131,737     397,123    1,288,505
       FAMILY HOUSEHOLDS                        79.29%      81.17%       75.14%
       NON-FAMILY HOUSEHOLDS                    15.58%      14.66%       19.49%
       GROUP QUARTERS                            5.13%       4.17%        5.37%

HOUSEHOLDS BY TYPE                             49,604     145,598      484,001
       SINGLE MALE                               9.71%       8.37%        9.99%
       SINGLE FEMALE                            15.36%      14.51%       17.00%
       MARRIED COUPLE                           55.98%      58.24%       49.14%
       OTHER FAMILY-MALE HEAD                    2.70%       2.78%        3.09%
       OTHER FAMILY-FEMALE HEAD                  9.27%       9.00%       10.73%
       NON FAMILY-MALE HEAD                      3.86%       3.84%        5.19%
       NON FAMILY-FEMALE HEAD                    3.13%       3.27%        4.86%

POPULATION BY URBAN VS. RURAL                 131,740     397,036    1,289,035
       URBAN                                    96.06%      91.66%       94.06%
       RURAL                                     3.94%       8.34%        5.94%

Mon Jul 14, 1997                                                          Page 4
                              CUSTOM SUMMARY REPORT
                          (POP FACTS: FULL DATA REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC
NATICK MALL
NATICK, MA                                      COORD:    42:17.97     71:22.76
--------------------------------------------------------------------------------
                                             5.00 MILE  10.00 MILE   15.00 MILE
DESCRIPTION                                     RADIUS      RADIUS       RADIUS
--------------------------------------------------------------------------------
FEMALES 16+ WITH CHILDREN 0 - 17: BAS          58,727     171,816      566,860
       WORKING WITH CHILD 0 - 5                  4.71%       4.86%        4.31%
       NOT WORKING WITH CHILD 0 - 5              0.36%       0.33%        0.32%
       NOT IN LABOR FORCE WITH CHILD 0 -         2.72%       2.85%        2.70%
       WORKING WITH CHILD 6 - 17                 9.55%      10.32%        8.85%
       NOT WORKING WITH CHILD 6 - 17             0.34%       0.43%        0.44%
       NOT IN LAB. FORCE WITH CHILD 6 -          2.51%       2.87%        2.75%
       WORKING WITH CHILD 0 - 5 & 6 - 18         2.35%       2.71%        2.47%
       NOT WORKING WITH CHILD 0-5 & 6-18         0.12%       0.12%        0.15%
       NOT IN LAB. FORCE WICHILD 0-5 &6-         1.86%       2.16%        1.88%
       WORKING WITH NO CHILDREN                 43.63%      42.52%       44.31%
       NOT WORKING WITH NO CHILDREN              2.15%       2.00%        1.99%
       NOT IN LAB. FORCE WITH NO CHILD.         29.72%      28.84%       29.83%

HH BY AGE BY POVERTY STATUS                    49,576     145,535      483,724
       ABOVE POVERTY UNDER AGE 65               76.49%      76.14%       73.21%
       ABOVE POVERTY AGE 65 +                   18.60%      19.44%       19.03%
       BELOW POVERTY UNDER AGE 65                3.18%       2.79%        5.77%
       BELOW POVERTY AGE 65 +                    1.72%       1.62%        1.99%

POPULATION 16+ BY EMPLOYMENT STATUS           108,132     322,129    1,064,591
       EMPLOYED IN ARMED FORCES                  0.18%       0.13%        0.26%
       EMPLOYED CIVILIANS                       67.98%      68.21%       65.67%
       UNEMPLOYED CIVILIANS                      3.72%       3.53%        3.74%
       NOT IN LABOR FORCE                       28.13%      28.14%       30.34%

POPULATION 16+ BY OCCUPATION                   73,508     219,715      699,104
       EXECUTIVE AND MANAGERIAL                 19.88%      19.91%       17.93%
       PROFESSIONAL SPECIALTY                   22.26%      24.24%       24.02%
       TECHNICAL SUPPORT                         4.39%       4.40%        5.03%
       SALES                                    15.05%      13.43%       11.43%
       ADMINISTRATIVE SUPPORT                   15.10%      14.71%       16.34%
       SERVICE: PRIVATE HOUSEHOLD                0.42%       0.40%        0.40%
       SERVICE: PROTECTIVE                       1.60%       1.42%        1.68%
       SERVICE: OTHER                            8.21%       7.55%        9.00%
       FARMING FORESTRY & FISHING                0.87%       0.92%        0.66%
       PRECISION PRODUCTION & CRAFT              6.41%       6.88%        6.62%
       MACHINE OPERATOR                          2.37%       2.69%        2.95%
       TRANS. AND MATERIAL MOVING                1.79%       1.75%        1.96%
       LABORERS                                  1.63%       1.70%        1.98%

Mon Jul 14, 1997                                                          Page 5
                              CUSTOM SUMMARY REPORT
                          (POP FACTS: FULL DATA REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC
NATICK MALL
NATICK, MA                                      COORD:    42:17.97     71:22.76
--------------------------------------------------------------------------------
                                             5.00 MILE  10.00 MILE   15.00 MILE
DESCRIPTION                                     RADIUS      RADIUS       RADIUS
--------------------------------------------------------------------------------
FAMILIES BY NUMBER OF WORKERS                  33,961     102,717      307,262
       NO WORKERS                                7.03%       7.38%        9.39%
       ONE WORKER                               22.99%      23.03%       24.22%
       TWO WORKERS                              50.89%      50.68%       48.34%
       THREE + WORKERS                          19.10%      18.91%       18.05%

HISPANIC POPULATION BY TYPE                   131,737     397,123    1,288,505
       NOT HISPANIC                             95.13%      96.69%       95.36%
       MEXICAN                                   0.32%       0.29%        0.31%
       PUERTO RICAN                              2.23%       1.29%        1.61%
       CUBAN                                     0.17%       0.13%        0.26%
       OTHER HISPANIC                            2.15%       1.59%        2.46%

1997 HISPANICS BY RACE: BASE                    7,451      15,787       74,151
       WHITE                                    49.68%      55.41%       41.35%
       BLACK                                     5.27%       5.32%       13.43%
       ASIAN                                     1.19%       1.35%        1.48%
       OTHER                                    43.87%      37.92%       43.74%

POPULATION BY TRANSPORTATION TO WORK           72,251     216,152      688,146
       DRIVE ALONE                              78.59%      77.27%       65.97%
       CAR POOL                                  9.06%       8.75%        9.00%
       PUBLIC TRANSPORTATION                     4.79%       5.72%       14.18%
       DRIVE MOTORCYCLE                          0.04%       0.04%        0.06%
       WALKED ONLY                               4.00%       3.94%        6.57%
       OTHER MEANS                               0.70%       0.74%        1.11%
       WORKED AT HOME                            2.83%       3.54%        3.10%

POPULATION BY TRAVEL TIME TO WORK              72,251     216,152      688,146
       UNDER 10 MINUTES / WORK AT HOME          16.28%      17.44%       15.76%
       10 TO 29 MINUTES                         45.27%      46.21%       47.08%
       30 TO 59 MINUTES                         32.63%      31.38%       32.15%
       60 TO 89 MINUTES                          4.83%       4.27%        4.33%
       90+ MINUTES                               0.98%       0.71%        0.69%
       AVERAGE TRAVEL TIME IN MINUTES           23.94       23.06        23.40

HOUSEHOLDS BY NO. OF VEHICLES                  49,629     145,683      484,006
       NO VEHICLES                               6.51%       6.24%       14.54%
       1 VEHICLE                                32.82%      30.82%       36.58%
       2 VEHICLES                               44.12%      45.03%       35.76%
       3+ VEHICLES                              16.55%      17.91%       13.11%
       ESTIMATED TOTAL VEHICLES                86,362    259,578       726,327

Mon Jul 14, 1997                                                          Page 6
                              CUSTOM SUMMARY REPORT
                          (POP FACTS: FULL DATA REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC
NATICK MALL
NATICK, MA                                      COORD:    42:17.97     71:22.76
--------------------------------------------------------------------------------
                                             5.00 MILE  10.00 MILE   15.00 MILE
DESCRIPTION                                     RADIUS      RADIUS       RADIUS
--------------------------------------------------------------------------------
POPULATION 25+ BY EDUCATION LEVEL              89,690     269,140      864,565
       ELEMENTARY (0-8)                          3.68%       3.58%        5.20%
       SOME HIGH SCHOOL (9-11)                   6.98%       6.63%        8.01%
       HIGH SCHOOL GRADUATE (12)                22.34%      22.19%       23.44%
       SOME COLLEGE (13-15)                     16.07%      14.81%       14.35%
       ASSOCIATES DEGREE ONLY                    6.83%       6.81%        6.41%
       BACHELORS DEGREE ONLY                    25.51%      25.43%       23.35%
       GRADUATE DEGREE                          18.57%      20.55%       19.24%

POPULATION ENROLLED IN SCHOOL                  32,355     100,787      349,860
       PUBLIC PRE- PRIMARY                       4.24%       4.46%        3.42%
       PRIVATE PRE- PRIMARY                      5.13%       5.45%        3.93%
       PUBLIC ELEM/HIGH                         46.53%      46.52%       39.47%
       PRIVATE ELEM/HIGH                         5.42%       6.58%        6.97%
       ENROLLED IN COLLEGE                      38.68%      36.98%       46.20%

HOUSING UNITS BY OCCUPANCY STATUS              52,021     151,706      507,440
       OCCUPIED                                 95.35%      95.97%       95.38%
       VACANT                                    4.65%       4.03%        4.62%

VACANT UNITS                                    2,417       6,109       23,439
       FOR RENT                                 50.80%      45.68%       48.58%
       FOR SALE ONLY                            18.32%      20.86%       16.14%
       SEASONAL                                  6.26%       8.16%        6.19%
       OTHER                                    24.62%      25.30%       29.09%

OWNER OCCUPIED PROPERTY VALUES                 27,239      82,710      198,594
    UNDER $25,000                                0.18%       0.17%        0.22%
    $25,000 TO $49,999                           0.17%       0.17%        0.26%
    $50,000 TO $74,999                           0.36%       0.33%        0.49%
    $75,000 TO $99,999                           1.32%       1.09%        1.62%
    $100,000 TO $149,999                        11.72%       9.39%       12.78%
    $150,000 TO $199,999                        34.42%      26.77%       30.34%
    $200,000 TO $299,999                        27.91%      32.41%       30.90%
    $300,000 TO $399,999                        11.50%      14.83%       12.27%
    $400,000 TO $499,999                         5.17%       6.67%        5.03%
    $500,000 +                                   7.25%       8.17%        6.11%
MEDIAN PROPERTY VALUE                        $238,552    $257,052     $237,625
TOTAL RENTAL UNITS                             17,021      45,185      205,863

MEDIAN RENT                                      $606        $633         $606

Mon Jul 14, 1997                                                          Page 7
                              CUSTOM SUMMARY REPORT
                          (POP FACTS: FULL DATA REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC
NATICK MALL
NATICK, MA                                      COORD:    42:17.97     71:22.76
--------------------------------------------------------------------------------
                                             5.00 MILE  10.00 MILE   15.00 MILE
DESCRIPTION                                     RADIUS      RADIUS       RADIUS
--------------------------------------------------------------------------------
PERSONS IN UNIT                                49,604     145,598      484,001
       1 PERSON UNITS                           25.06%      22.88%       27.00%
       2 PERSON UNITS                           33.35%      32.63%       31.89%
       3 PERSON UNITS                           17.93%      18.24%       17.30%
       4 PERSON UNITS                           15.37%      16.80%       14.55%
       5 PERSON UNITS                            5.86%       6.64%        6.15%
       6 PERSON UNITS                            1.72%       1.99%        2.06%
       7 + UNITS                                 0.72%       0.84%        1.06%

YEAR ROUND UNITS IN STRUCTURE                  52,021     151,706      507,440
       SINGLE UNITS DETACHED                    59.57%      62.36%       43.98%
       SINGLE UNITS ATTACHED                     3.71%       3.46%        3.81%
       DOUBLE UNITS                              7.25%       9.37%       14.17%
       3 TO 9 UNITS                             10.06%      10.60%       16.87%
       10 TO 19 UNITS                            6.79%       5.60%        7.21%
       20 TO 49 UNITS                            4.29%       3.38%        6.48%
       50 + UNITS                                7.54%       3.98%        6.13%
       MOBILE HOME OR TRAILER                    0.03%       0.40%        0.27%
       ALL OTHER                                 0.76%       0.84%        1.09%

SINGLE/MULTIPLE UNIT RATIO                       1.76        2.00         0.94

HOUSING UNITS BY YEAR BUILT                    49,629     145,683      484,006
       BUILT 1989 TO MARCH 1990                  0.58%       0.78%        0.94%
       BUILT 1985 TO 1988                        3.45%       4.41%        4.11%
       BUILT 1980 TO 1984                        6.46%       6.03%        4.62%
       BUILT 1970 TO 1979                       16.94%      13.75%       11.87%
       BUILT 1960 TO 1969                       17.72%      16.05%       14.07%
       BUILT 1950 TO 1959                       21.89%      18.19%       14.19%
       BUILT 1940 TO 1949                        8.32%       8.80%        9.22%
       BUILT 1939 OR EARLIER                    24.63%      31.99%       40.98%

Mon Jul 14, 1997                                                          Page 1
                              CUSTOM SUMMARY REPORT
       (RETAIL TRADE POTENTIAL REPORT - CURRENT YEAR SALES BY STORE TYPE)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC
NATICK MALL
NATICK, MA                                      COORD:    42:17.97     71:22.76
--------------------------------------------------------------------------------
                                             5.00 MILE  10.00 MILE   15.00 MILE
DESCRIPTION                                     RADIUS      RADIUS       RADIUS
--------------------------------------------------------------------------------

TOTAL RETAIL SALES                              $1,377      $4,174      $13,318

APPAREL & ACCESSORY STORES                         $98        $293         $958

AUTOMOTIVE DEALERS                                $305        $941       $2,785

AUTOMOTIVE & HOME SUPPLY STORES                    $11         $33          $99

DRUG & PROPRIETARY STORES                          $62        $186         $612

EATING & DRINKING PLACES                          $131        $390       $1,534

FOOD STORES                                       $237        $719       $2,274

FURNITURE & HOME FURNISHINGS STORES                $40        $124         $377

HOME APPLIANCE, RADIO, & T.V. STORES               $39        $115         $366

GASOLINE SERVICE STATIONS                          $75        $229         $699

GENERAL MERCHANDISE                               $140        $424       $1,298

       DEPARTMENT STORES                          $104        $308         $956
       (INCLUDING LEASED DEPTS.)

HARDWARE, LUMBER & GARDEN STORES                   $57        $174         $514

($'S IN MILLIONS)

Mon Jul 14, 1997                                                          Page 1
                             CUSTOM SUMMARY REPORT
                        (POP 80-02, HH 80-02, INC 80-02)
               BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC
NATICK MALL
NATICK, MA                                      COORD:    42:17.97     71:22.76
--------------------------------------------------------------------------------
                                             5.00 MILE  10.00 MILE   15.00 MILE
DESCRIPTION                                     RADIUS      RADIUS       RADIUS
--------------------------------------------------------------------------------

POP_80: TOTAL                                  131,197     393,130    1,263,465
POP_90: TOTAL                                  131,737     397,123    1,288,505
POP_97: TOTAL (EST.)                           133,189     407,486    1,301,953
POP_02: TOTAL (PROJ.)                          135,241     413,861    1,331,960
HH_80: TOTAL                                    45,559     134,295      450,639
HH_9O: TOTAL                                    49,604     145,598      484,001
HH_97: TOTAL (EST.)                             51,740     154,382      508,660
HH_02: TOTAL (PROJ.)                            52,704     157,933      522,851
INC_80: PER CAPITA (EST.)                      $10,086     $10,180       $8,897
INC_90: PER CAPITA                             $24,183     $25,563      $21,578
INC_97: PER CAPITA (EST.                       $37,001     $38,277      $32,571
INC_02: PER CAPITA (PROJ                       $51,292     $53,149      $45,187
HH_80_BY INCOME_79: MEDIAN                          $0          $0           $0
HH_90_BY INCOME_89: MEDIAN                     $50,054     $53,269      $44,472
HH_97_BY INCOME: MEDIAN                        $63,667     $66,591      $56,588
HH_02_BY INCOME: MEDIAN                        $78,959     $84,234      $69,659
HH_80_BY INCOME_79: AVERAGE                    $29,045     $29,801      $24,945
HH_90_BY INCOME_89: AVERAGE                    $63,662     $68,950      $56,432
HH_97_BY INCOME: AVERAGE                       $91,895     $98,207      $80,393
HH_02_BY INCOME: AVERAGE                      $125,117    $133,569     $109,611

                                             CUSHMAN & WAKEFIELD INVESTOR SURVEY
================================================================================

               OFFICES-URBAN, CLASS A

                                                                                                         Projection
              Going In  Cap Rate Terminal Cap Rate        IRR            Income Growth     Expense Growth  Period
===================================================================================================================
                  Low      High     Low    High      Low       High       Low      High      Low    High    Years
-------------------------------------------------------------------------------------------------------------------
                10.00%    10.50%  10.00%  10.00%   12.00%     13.00%     3.00%     3.00%    4.00%   4.00%    10
                 9.50%     9.75%   9.75%  10.00%   11.75%     12.25%     3.00%     3.50%    3.50%   3.50%    10
                 9.00%     9.00%   9.00%   9.00%   12.00%     12.00%     0.00%    10.00%    4.00%   4.00%    10
                 8.00%    10.00%   9.00%  11.00%   10.00%     13.00%     0.00%     4.00%    4.00%   4.00%    10
                 8.00%    10.00%   9.00%   9.00%   11.00%     13.00%     4.00%     5.00%    4.00%   4.00%    10
                 7.50%     9.00%   8.00%   9.50%   10.50%     11.50%     2.00%     3.50%    3.50%   3.50%    10
                 9.00%    10.00%  10.00%  11.00%   11.00%     13.00%     4.00%     4.00%    4.00%   4.00%    10
                 9.50%    10.00%  10.00%  10.50%   11.40%     11.70%     3.00%     4.00%    3.50%   4.50%    10
                12.00%    12.00%  10.00%  10.00%   15.00%     15.00%     3.00%     4.00%    2.00%   4.00%     5
                12.00%    12.00%  12.00%  12.00%   14.00%     14.00%     3.00%     3.00%    3.00%   3.00%    10
                 8.50%     9.00%   9.00%   9.50%   12.00%     12.50%     2.00%     3.00%    2.00%   3.00%    10
                 9.50%    10.00%  10.00%  11.00%   12.00%     13.00%     3.00%     3.00%    3.00%   3.00%    10
                                   8.00%   9.00%
                10.00%    10.00%  10.00%  10.00%   12.50%     12.50%     2.00%     3.00%    3.00%   3.00%    10
                 7.00%     8.00%   9.00%   9.00%   11.00%     11.00%     6.00%     6.00%    4.00%   4.00%    10
                 8.00%     9.00%   9.00%  10.00%   11.00%     12.00%     3.00%     3.00%    3.00%   3.00%    10
                 9.00%     9.25%  10.00%  10.25%   12.00%     12.00%     4.00%     4.00%    4.00%   4.00%    10

---------------------------------------------------------------------------------------------------------
No. of Responses   16        16      17      17       16         16        16        16       16      16
Average          9.16%     9.84%   9.51%  10.04%   11.82%     12.59%     2.81%     4.13%    3.41%   3.66%
---------------------------------------------------------------------------------------------------------

                                             Cushman & Wakefield Investor Survey
================================================================================

                 OFFICES-SUBURBAN

                                                                                                         Projection
              Going In  Cap Rate Terminal Cap Rate        IRR            Income Growth     Expense Growth  Period
===================================================================================================================
                  Low      High     Low    High      Low       High       Low      High      Low    High    Years
-------------------------------------------------------------------------------------------------------------------
                 9.50%    11.00%   9.00%  10.50%   14.00%     14.00%     3.25%     3.25%    4.00%   4.00%     5
                 9.00%     9.00%   9.00%   9.50%   11.00%     11.00%     5.00%     5.00%    4.00%   4.00%    10
                 9.00%    10.00%   9.50%  10.00%   11.50%     12.50%                        3.50%   3.50%    10
                 9.50%     9.75%   9.75%  10.00%   11.75%     12.25%     3.50%     4.00%    3.50%   3.50%    10
                 9.00%     9.00%   9.00%   9.00%   12.00%     12.00%     4.00%    15.00%    4.00%   4.00%    10
                 9.00%    11.00%   9.75%  12.00%   11.00%     14.00%     0.00%     4.00%    4.00%   4.00%    10
                 9.00%    10.50%   9.50%  11.00%   11.50%     12.00%     2.00%     3.50%    3.50%   3.50%    10
                 8.00%     9.50%   9.00%  10.50%   11.00%     12.00%     4.00%     4.00%    4.00%   4.00%    10
                 9.50%     9.75%   9.75%  10.50%   11.40%     11.70%     3.00%     4.00%    3.50%   4.50%    10
                12.00%    12.00%  10.00%  10.00%   15.00%     15.00%     3.00%     4.00%    2.00%   4.00%     5
                10.00%    10.00%  10.00%  10.00%   12.00%     12.00%     4.00%     4.00%    3.00%   3.00%    10
                 8.50%     9.00%   9.00%   9.50%   12.00%     12.50%     3.00%     5.00%    3.00%   4.00%    10
                 9.00%    10.00%   9.50%  10.50%   12.00%     12.50%     3.00%     3.00%    3.00%   3.00%    10
                                   9.00%   9.00%
                10.50%    10.50%  10.50%  10.50%   12.50%     12.50%     2.00%     3.00%    3.00%   3.00%    10
                 9.00%    10.00%   9.00%   9.00%   15.00%     15.50%     5.00%     5.00%    3.00%   3.00%   5-7
                 9.00%     9.00%   9.00%   9.00%   11.25%     11.25%     5.00%     5.00%    4.00%   4.00%    10
                 8.00%     9.00%   9.00%  10.00%   11.00%     12.00%     3.00%     3.00%    3.00%   3.00%    10
                 9.00%     9.25%  10.00%  10.25%   12.00%     12.00%     4.00%     4.00%    4.00%   4.00%    10

---------------------------------------------------------------------------------------------------------
No. of Responses   18        18      19      19       18         18        17        17       18      18
Average          9.25%     9.90%   9.43%  10.04%   12.11%     12.59%     3.34%     4.63%    3.44%   3.67%
---------------------------------------------------------------------------------------------------------

                                             Cushman & Wakefield Investor Survey
================================================================================

                 INDUSTRIAL

                                                                                                         Projection
              Going In  Cap Rate Terminal Cap Rate        IRR            Income Growth     Expense Growth  Period
===================================================================================================================
                  Low      High     Low    High      Low       High       Low      High      Low    High    Years
-------------------------------------------------------------------------------------------------------------------
                 9.00%     9.00%   9.50%   9.50%   11.50%     11.50%     4.00%     4.00%    4.00%   4.00%    10
                 8.50%    10.00%   9.50%  10.00%   11.50%     12.50%                        3.50%   3.50%    10
                 9.00%     9.25%   9.50%   9.75%   11.50%     11.75%     3.50%     4.00%    3.50%   3.50%    10
                 9.00%     9.00%   9.50%   9.50%   11.50%     11.50%     2.00%     8.00%    4.00%   4.00%    10
                 9.00%    10.00%   9.75%  12.00%   10.00%     13.00%     2.00%     4.00%    4.00%   4.00%    10
                 9.00%    10.00%  10.00%  11.00%   11.50%     12.50%     4.00%     4.00%    4.00%   4.00%    10
                 9.00%     9.50%   9.50%   9.75%   11.20%     11.50%     3.00%     3.50%    3.50%   4.00%    10
                12.00%    12.00%  10.00%  10.00%   14.00%     14.00%     2.00%     3.00%                      3
                 8.50%     8.50%   9.00%   9.50%   11.00%     11.50%     4.00%     4.00%    4.00%   4.00%    10
                 9.00%     9.50%   9.50%  10.00%   11.25%     11.75%     3.00%     3.00%    3.00%   3.00%    10
                                   9.00%  10.00%
                 9.00%     9.00%   9.50%   9.50%   11.25%     11.25%     4.00%     4.50%    4.00%   4.00%    10
                 9.00%     9.25%  10.00%  10.25%   12.00%     12.00%     4.00%     4.00%    4.00%   4.00%    10

---------------------------------------------------------------------------------------------------------
No. of Responses   12        12      13      13       12         12        11        11       11      11
Average          9.17%     9.58%   9.56%  10.06%   11.52%     12.06%     3.23%     4.18%    3.77%   3.82%
---------------------------------------------------------------------------------------------------------

                                             Cushman & Wakefield Investor Survey
================================================================================

               RETAIL, COMMUNITY AND NEIGHBOHOOD CENTERS

                                                                                                         Projection
              Going In  Cap Rate Terminal Cap Rate        IRR            Income Growth     Expense Growth  Period
===================================================================================================================
                  Low      High     Low    High      Low       High       Low      High      Low    High    Years
-------------------------------------------------------------------------------------------------------------------
                 9.50%    11.00%   9.00%  10.50%   14.00%     14.00%     3.25%     3.25%    4.00%   4.00%     5
                 9.00%    10.00%   9.00%  10.00%   11.50%     12.50%     3.50%     3.50%    3.50%   3.50%    10
                 9.50%     9.75%   9.75%  10.00%   11.50%     11.75%     3.50%     4.00%    3.50%   3.50%    10
                 9.50%     9.50%  10.00%  10.00%   12.50%     12.50%     0.00%     4.00%    4.00%   4.00%    10
                 9.00%    10.50%   9.75%  11.50%   10.00%     14.00%     2.00%     4.00%    4.00%   4.00%    10
                10.00%    10.00%  10.00%  10.00%   12.00%     12.00%     4.00%     4.00%    4.00%   4.00%    10
                 8.50%     9.50%   9.50%  10.50%   11.50%     12.50%     4.00%     4.00%    4.00%   4.00%    10
                 9.50%     9.75%   9.75%  10.00%   11.25%     11.50%     3.00%     4.00%    3.50%   4.50%    10
                 8.50%     9.00%   9.00%   9.50%   11.00%     12.00%     3.00%     3.00%    3.00%   3.00%    10
                 9.50%    10.00%  10.00%  10.50%   11.50%     12.50%     3.00%     3.00%    3.00%   3.00%    10
                                   9.00%  10.00%
                 9.50%     9.50%  10.00%  10.00%   12.00%     12.00%     3.00%     3.00%    3.00%   3.00%    10
                 8.50%     9.50%  10.00%  11.00%   11.25%     12.50%     3.00%     3.00%    3.00%   3.00%    10
                 9.00%     9.25%  10.00%  10.25%   12.00%     12.00%     4.00%     4.00%    4.00%   4.00%    10

---------------------------------------------------------------------------------------------------------
No. of Responses   13        13      14      14       13         13        13        13       13      13
Average          9.19%     9.79%   9.63%  10.27%   11.69%     12.44%     3.02%     3.60%    3.58%   3.65%
---------------------------------------------------------------------------------------------------------

                                             Cushman & Wakefield Investor Survey
================================================================================

               RETAIL, POWER CENTERS AND "BIG BOX"

                                                                                                         Projection
              Going In  Cap Rate Terminal Cap Rate        IRR            Income Growth     Expense Growth  Period
===================================================================================================================
                  Low      High     Low    High      Low       High       Low      High      Low    High    Years
-------------------------------------------------------------------------------------------------------------------
                 9.25%     9.50%   9.50%  10.00%   11.50%     11.50%     3.00%     3.50%    4.00%   4.00%    10
                 9.50%     9.75%   9.75%  10.00%   10.50%     11.50%     3.50%     4.00%    3.50%   3.50%    10
                10.00%    10.00%  10.00%  10.00%   12.00%     12.00%     0.00%     4.00%    4.00%   4.00%    10
                 9.00%     9.50%   9.50%  10.00%   11.00%     12.00%     2.00%     3.50%    3.50%   3.50%    10
                 8.00%     9.00%   9.00%  10.00%   11.00%     12.00%     4.00%     4.00%    4.00%   4.00%    10
                 9.75%    10.00%   9.75%  10.00%   11.20%     11.50%     3.00%     3.50%    3.50%   4.00%    10
                 9.00%     9.50%  10.00%  10.00%   10.50%     11.00%     2.50%     2.50%    2.50%   2.50%    10
                 9.50%    10.00%  10.00%  10.50%   11.50%     12.50%     3.00%     3.00%    3.00%   3.00%    10
                                   8.50%   9.50%
                 9.00%     9.00%   9.50%   9.50%   11.50%     11.50%     3.00%     3.00%    3.00%   3.00%    10
                 9.50%     9.50%   9.75%   9.75%   11.25%     11.25%     4.00%     4.00%    4.00%   4.00%    10
                 9.00%     9.25%  10.00%  10.25%   12.00%     12.00%     4.00%     4.00%    4.00%   4.00%    10

---------------------------------------------------------------------------------------------------------
No. of Responses   11        11      12      12       11         11        11        11       11      11
Average          9.23%     9.55%   9.60%   9.96%   11.27%     11.70%     2.91%     3.55%    3.55%   3.59%
---------------------------------------------------------------------------------------------------------

                                             Cushman & Wakefield Investor Survey
================================================================================

           REGIONAL MALLS

                                                                                                         Projection
              Going In  Cap Rate Terminal Cap Rate        IRR            Income Growth     Expense Growth  Period
===================================================================================================================
                  Low      High     Low    High      Low       High       Low      High      Low    High    Years
-------------------------------------------------------------------------------------------------------------------
                 8.00%     8.50%   8.50%   9.00%   10.50%     10.50%     3.00%     3.50%    4.00%   4.00%    10
                 7.75%     8.25%   8.50%   8.75%   11.00%     11.50%     3.50%     4.00%    3.50%   3.50%    10
                 7.50%     7.50%   8.00%   8.00%   11.50%     11.50%     0.00%     4.00%    4.00%   4.00%    10
                 7.50%     9.00%   8.00%   9.75%   10.00%     12.00%     2.00%     4.00%    4.00%   4.00%    10
                 7.00%     8.00%   7.00%   8.00%   11.00%     11.00%     4.00%     4.00%    4.00%   4.00%    10
                 7.50%     8.00%   7.50%   9.00%   10.50%     11.50%     2.00%     3.50%    3.50%   3.50%    10
                 7.00%     8.00%   9.00%  10.00%   10.50%     11.50%     4.00%     4.00%    4.00%   4.00%    10
                 7.50%     8.00%   8.50%   8.50%   10.00%     11.00%     3.00%     3.00%    3.00%   3.00%    10
                 7.50%     9.00%   8.50%   8.50%   11.50%     11.50%     4.00%     5.00%                     10

---------------------------------------------------------------------------------------------------------
No. of Responses    9         9       9       9        9          9         9         9        8       8
Average          7.47%     8.25%   8.17%   8.83%   10.72%     11.33%     2.83%     3.89%    3.75%   3.75%
---------------------------------------------------------------------------------------------------------

                                             Cushman & Wakefield Investor Survey
================================================================================

                 LODGING, FULL SERVICE

                                                        Blended          Equity
               Going-In Cap Rate  Terminal Cap Rate       IRR             IRR            Income Growth   Expense Growth
=======================================================================================================================
                  Low     High       Low    High     Low      High    Low     High        Low    High     Low     High
------------------------------------------------------------------------------------------------------------------------
Luxury
----------------
                  8.00%   9.00%     10.00%  10.00%   15.00%  20.00%  20.00%   25.00%     6.00%   6.00%   4.00%    4.00%
                  5.00%   7.00%     10.50%  11.00%   12.50%  13.00%                      4.00%   5.00%   3.00%    4.00%
                 11.00%  13.00%     11.00%  13.00%   15.00%  15.00%  20.00%   25.00%     4.00%   8.00%   4.00%    4.00%
                 10.50%  10.50%     10.00%  10.00%                                                       3.50%    5.00%
                 11.00%  11.00%     13.00%  13.00%                                       5.00%   6.00%   3.00%    4.00%
                  9.00%   9.00%     10.00%  10.00%   13.00%  13.00%  16.00%   16.00%     4.00%   4.50%   3.00%    3.00%
                 11.00%  12.00%     10.00%  11.00%   12.00%  16.00%  19.00%   23.00%     3.00%   4.00%   4.00%    4.00%
                  8.00%   8.00%     10.00%  10.00%   12.00%  14.00%  15.00%   20.00%     8.00%   8.00%   6.00%    6.00%
                  6.00%   8.00%      8.00%   9.00%                   20.00%   25.00%     5.00%   5.00%   3.00%    4.00%
                  8.50%   8.50%      9.00%   9.00%                                       5.00%   5.00%   4.00%    4.00%
                                     8.00%  10.00%   15.00%  18.00%  18.00%   22.00%                     4.00%    4.00%

------------------------------------------------------------------------------------------------------------------------
No. of Responses    10      10       11       11        7        7       7        7        9        9      11       11
Average           8.80%   9.60%    9.95%    10.55%   13.50%  15.57%  18.29%   22.29%    4.89%    5.72%   3.77%    4.18%
------------------------------------------------------------------------------------------------------------------------

First Class
----------------
                 11.00%  11.00%     11.00%  11.00%   15.00%  20.00%  20.00%   20.00%    4.00%    4.00%   4.00%    4.00%
                 11.00%  11.00%     13.00%  13.00%                                      5.00%    6.00%   3.00%    4.00%
                 10.00%  10.00%     11.00%  11.00%   15.00%  15.00%  18.00%   18.00%    4.00%    4.50%   3.00%    3.00%
                 10.00%  10.00%     11.00%  11.00%   15.00%  18.00%  15.00%   20.00%   10.00%   10.00%   5.00%    5.00%
                 10.00%  10.00%     10.50%  10.50%   16.00%  16.00%  25.00%   25.00%    4.00%    4.00%   3.00%    3.00%
                  8.00%   9.00%     10.00%  10.00%                   20.00%   25.00%    5.00%    5.00%   3.00%    4.00%
                 10.00%  10.00%     10.50%  10.50%                   22.00%   22.00%    4.00%    4.00%   4.00%    4.00%
                                     8.00%  10.00%   15.00%  18.00%  18.00%   22.00%                     4.00%    4.00%
                  5.00%   5.00%     10.00%  11.00%   15.00%  15.00%                     4.00%    4.00%   3.00%    3.00%
                  8.00%   8.00%     10.00%  10.00%   14.50%  14.50%  20.00%   20.00%    3.50%    3.50%   3.50%    3.50%
                 10.50%  10.50%     11.00%  11.00%   13.00%  13.00%  20.00%   23.00%    4.50%    4.50%   3.50%    3.50%

------------------------------------------------------------------------------------------------------------------------
No. of Responses    10      10         11      11        8        8       9        9       10       10      11       11
Average           9.35%   9.45%     10.55%  10.82%   14.81%   16.19%  19.78%   21.67%    4.80%    4.95%   3.55%    3.73%
------------------------------------------------------------------------------------------------------------------------

                  Projection  Management
                    Period     Fees       Reserves
                     Years   % Revenue   % Revenue
--------------------------------------------------
Luxury
----------------

                        7       2.50%      4.00%
                       10       3.50%      4.00%
                        5       4.00%      5.00%
                       10       4.50%      5.00%
                        5       3.00%      4.00%
                       10       2.50%      3.00%
                        5       3.00%      3.50%
                       10       4.50%      5.50%
                        5       4.00%      4.00%
                        5       3.00%      3.00%
                        5       3.50%      4.00%

--------------------------------------------------
No. of Responses       11         11          11
Average                 7       3.45%       4.09%
--------------------------------------------------

First Class
----------------
                        7       2.50%       3.00%
                        5       3.00%       4.00%
                       10       2.50%       3.00%
                       10       3.50%       4.50%
                        7       2.50%       4.00%
                        5       3.00%       4.00%
                        5       3.00%       4.00%
                        5       3.50%       4.00%
                        5       3.00%       4.50%
                       10       2.00%       4.00%
                       10       3.50%       4.00%

--------------------------------------------------
No. of Responses       11         11           11
Average                 7       2.91%       3.91%
--------------------------------------------------

----------
The blended IRR is the composite return on debt and equity and the rate to be applied to net operating income.

The equity return is rate of return on the equity component of the investment only.

                                             Cushman & Wakefield Investor Survey
================================================================================

                                             Cushman & Wakefield Investor Survey
================================================================================

                     LODGING, LIMITED SERVICE


                                                        Blended          Equity
               Going-In Cap Rate  Terminal Cap Rate       IRR             IRR            Income Growth   Expense Growth
=======================================================================================================================
                  Low     High       Low    High     Low      High    Low     High        Low    High     Low     High
------------------------------------------------------------------------------------------------------------------------
Mid-Rate
----------------
                  10.00%  10.00%    12.00%  12.00%                    20.00%  20.00%     4.00%   4.00%   4.00%    4.00%
                  10.00%  12.00%    10.00%  12.00%   15.00%   15.00%  20.00%  25.00%     4.00%   8.00%   4.00%    4.00%
                  11.00%  11.00%    10.00%  10.00%                                                       3.50%    5.00%
                  10.00%  13.00%    12.00%  14.00%   10.00%   12.00%  12.00%  14.00%     4.00%   4.00%   3.50%    3.50%
                  12.00%  12.00%    14.00%  14.00%                                       2.00%   3.00%   3.00%    4.00%
                  12.00%  12.00%    13.00%  13.00%   19.00%   19.00%  22.00%  22.00%     3.50%   4.00%   3.00%    3.00%
                  10.50%  10.50%    12.00%  12.00%   15.00%   20.00%  18.00%  20.00%     5.00%   5.00%   4.00%    4.00%
                                    10.00%  11.00%                    22.00%  22.00%     6.00%   6.00%   4.00%    4.00%

------------------------------------------------------------------------------------------------------------------------
No. of Responses      7       7         8       8        4        4       6       6         7       7       8        8
Average           10.79%  11.50%    11.63%  12.25%   14.75%   16.50%  19.00%  20.50%     4.07%   4.86%   3.63%    3.94%
------------------------------------------------------------------------------------------------------------------------

Economy
----------------
                  10.00%  12.00%    12.00%  12.00%                    18.00%  25.00%     4.00%   4.00%   4.00%    4.00%
                  10.00%  13.00%    12.00%  14.00%   10.00%   12.00%  12.00%  14.00%     4.00%   4.00%   3.50%    3.50%
                  12.50%  12.50%    14.00%  14.00%                                       2.00%   3.00%   3.00%    4.00%
                  13.00%  13.00%    14.00%  14.00%   21.00%   21.00%  24.00%  24.00%     2.50%   4.00%   3.00%    3.00%
                  11.50%  11.50%    12.00%  12.00%   15.00%   20.00%  18.00%  20.00%     5.00%   5.00%   4.00%    4.00%

------------------------------------------------------------------------------------------------------------------------
No. of Responses      5       5         5       5        3        3       4       4         5       5       5        5
Average           11.40%  12.40%    12.80%  13.20%   15.33%   17.67%  18.00%  20.75%     3.50%   4.00%   3.50%    3.70%
------------------------------------------------------------------------------------------------------------------------

                  Projection  Management
                    Period     Fees       Reserves
                     Years   % Revenue   % Revenue
--------------------------------------------------
Mid-Rate
----------------
                       7       2.50%       3.00%
                       5       4.00%       4.50%
                      10       4.00%       5.00%
                       5       4.00%       4.50%
                       5       3.00%       6.00%
                       5       3.00%       3.00%
                      10       2.50%       4.00%
                       5       5.00%       4.00%

--------------------------------------------------
No. of Responses       8          8           8
Average                7       3.50%       4.25%
--------------------------------------------------

Economy
----------------
                       7       2.50%       3.00%
                       5       4.00%       4.50%
                       5       3.00%       6.00%
                       5       4.00%       3.00%
                      10       2.50%       4.00%

--------------------------------------------------
No. of Responses       5          5           5
Average                6       3.20%       4.10%
--------------------------------------------------

----------
The blended lRR is the composite return on debt and equity and the rate to be applied to net operating income.

The equity return is rate of return on the equity component of the investment only.

                                             Cushman & Wakefield Investor Survey
================================================================================

              APARTMENTS

                                                                                                         Projection
              Going In  Cap Rate Terminal Cap Rate        IRR            Income Growth     Expense Growth  Period
===================================================================================================================
                  Low      High     Low    High      Low       High       Low      High      Low    High    Years
-------------------------------------------------------------------------------------------------------------------
                 8.50%    9.00%    9.50%    9.50%   11.00%    11.00%      4.00%   4.00%     4.00%   4.00%    10
                 8.50%    9.00%    9.25%    9.50%   11.50%    12.00%      3.50%   4.00%     3.50%   3.50%    10
                 8.50%    9.25%    9.00%   10.00%   10.50%    12.00%      2.00%   6.00%     4.00%   4.00%    10
                 8.00%    9.00%    8.50%    9.50%                         3.50%   3.50%     3.50%   3.50%    10
                 8.50%    8.50%    9.25%    9.25%   11.25%    11.25%      4.00%   4.00%     4.00%   4.00%    10
                 9.00%    9.25%    9.25%    9.50%   11.20%    11.50%      3.75%   4.25%     4.00%   4.50%    10
                 8.50%    9.50%    9.00%   10.00%   11.00%    12.00%      3.00%   4.00%     3.00%   4.00%    10
                 8.75%    9.25%    9.25%    9.75%                         3.00%   3.00%     3.00%   3.00%
                                   9.00%    9.00%
                 9.00%    9.00%    9.50%    9.50%   11.50%    11.50%      3.00%   4.00%     3.00%   3.00%    10
                 8.00%    9.00%    9.00%   10.00%   11.00%    12.50%      3.00%   3.00%     3.00%   3.00%    10
                 9.00%    9.25%   10.00%   10.25%   12.00%    12.00%      4.00%   4.00%     4.00%   4.00%    10

-------------------------------------------------------------------------------------------------------------------
No. of Responses   11       11       12       12        9         9         11      11        11      11
Average          8.57%    9.09%    9.21%    9.65%   11.22%    11.75%      3.34%   3.98%     3.55%   3.68%
-------------------------------------------------------------------------------------------------------------------

                                             Cushman & Wakefield Investor Survey
================================================================================

SURVEY OF RECENT CLOSED TRANSACTIONS

                                 Net Rentable Area            Sales Price Per Sq. Ft.
                           ----------------------------    ----------------------------
        Property           No. Sales                       No. Sales
          Type             Reported   Average   Median     Reported  Average    Median
-------------------------  ----------------------------    ----------------------------
Offices, Urban                16      498,859   440,929       16     $130.66    $116.76
Offices, Suburban             66      230,760   191,893       66      $83.39     $78.78
Industrial                    57      150,787   118,400       57      $37.75     $37.87
Retail (Other Than Malls)     29      136,429   121,552       29      $95.99     $91.67
Malls                          9      615,102   649,130        9     $124.68     $96.00

                                  Number of Units              Sales Price Per Unit
                           ----------------------------    ----------------------------
                           No. Sales                       No. Sales
                           Reported   Average   Median     Reported  Average    Median
                           ----------------------------    ----------------------------
Apartments                    50          201       190       50     $47,975    $46,458


                                Going-in Cap Rate            Internal Rate of Return
                           ---------------------------   ------------------------------
        Property           No. Sales                     No. Sales
          Type             Reported  Average   Median    Reported    Average     Median
-------------------------  ---------------------------   ------------------------------
Offices, Urban                12       9.68%     9.13%      9         12.42%     12.75%
Offices, Suburban             57       9.97%    10.00%      11        13.20%     12.25%
Industrial                    28      10.80%    10.61%     (Sample Not Large Enough to Report)
Retail (Other Than Malls)     27      10.05%    10.00%      8         11.59%     11.33%
Malls                          9       9.29%     9.53%     (Sample Not Large Enough to Report)

                                Going-in Cap Rate
                           ---------------------------
                           No. Sales
                           Reported  Average   Median
                           ---------------------------
Apartments                    41       9.19%     9.30%

                                                                  QUALIFICATIONS
================================================================================

                                                            SUSAN R. BALOGH, MAI

Professional Affiliations:

      Member of the Appraisal Institute (MAI Designation No. 10,126)

      Admissions Committee, Greater Boston Chapter of the Appraisal Institute

      Massachusetts Certified Real Estate Appraiser No. 549

Real Estate and Appraisal Experience:

      Senior Appraiser, Cushman and Wakefield of Massachusetts, Inc., Valuation Advisory Services, a full service real estate organization specializing in appraisal and consultation. October 1989-present.

      Staff Appraiser, Cushman and Wakefield of Georgia, Inc., Valuation Advisory Services. October 1988 to September 1989.

      Senior Consultant, Laventhol & Horwath, CPA's in the Atlanta Real Estate Appraisal and Consulting Division. April 1987 to September 1988.

      Southeast Regional Commercial Appraiser/Underwriter, Colwell Financial Corporation (not affiliated with Coldwell Banker), a commercial mortgage brokerage firm. February 1983 to April 1987.

      Real Estate Research Assistant, American Appraisal Company, Atlanta, GA. January 1981 to January 1983.

      Residential Real Estate Sales Associate, Clover Realtors, Atlanta GA. September 1978 to December 1980.

      Appraisal experience includes appraisal of the following property types:

            Office Buildings              Residential Income
            Major Hotels                  Residential Condominiums
            Regional Malls                Residential Tracts
            Shopping Centers              Leasehold/Leased Fee Interests
            Commercial Land               Commercial Freezer Facilities
            Industrial Land               Special Purpose Properties
            Industrial Facilities

                                                                  QUALIFICATIONS
================================================================================

                                                            SUSAN R. BALOGH, MAI

Education:

      Attended University of Georgia with an emphasis in Business
      Administration.

      Appraisal Institute Courses:

      #1A1 - Real Estate Appraisal Principles, 1982
      #1A2 - Basic Valuation Procedures, 1982
      #1B-A - Capitalization Theory & Techniques, Part A, 1984 #1B-B - Capitalization Theory & Techniques, Part B, 1984 #6 - Real Estate Investment Analysis, 1986
      #2-1 - Case Studies in Real Estate Valuation, 1988
      #2-2 - Report Writing & Valuation Analysis, 1990
      #SPP - Standards of Professional Practice, 1987,1992 Appraiser's Complete Review Seminar, 1993

      Continuing Education Courses:

      Understanding Limited Appraisals, 1994
      Appraising Affordable Housing, 1994
      Appraisal Practices for Litigation, 1995
      Experience Review Training, 1995
      Rates, Ratios & Reasonableness, 1996
      Business Valuation, Parts A & B, 1996
      The Abatement Process, 1997

      Certified in the Appraisal Institute's voluntary program of continuing education for designated members.

================================================================================

COMPLETE APPRAISAL OF

REAL PROPERTY

Woodfield Village Green
Northeast Corner of Meacham and Golf Roads
Schaumburg, Cook County, Illinois

================================================================================
IN A SUMMARY REPORT

As of August 1, 1997

Prepared For:

Community Centers I, LLC
1180 Avenue of the Americas
18th Floor
New York, New York 10036-8401

And

Lehman Brothers
3 World Financial Center
New York, New York 10285

Prepared By:

Cushman & Wakefield of Illinois, Inc.
Valuation Advisory Services
455 North Cityfront Plaza Drive, Suite 2800
Chicago, IL 60611

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

              [LETTERHEAD OF CUSHMAN & WAKEFIELD OF ILLINOIS, INC.]

July 15,1997

Mr. Brian Summers
Community Centers I, LLC
1180 Avenue of the Americas
18th Floor
New York, New York 10036-8401

And

Mr. Thomas Burke
Vice President
Lehman Brothers, Inc.
3 World Financial Center
New York, New York 10285

Re: Complete Appraisal of Real Property in a Summary Format
      Woodfield Village Green
      Schaumburg, Cook County, Illinois


Dear Messers Summers and Burke:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc. is pleased to transmit our summary appraisal report estimating the market value of the leased fee estate in Woodfield Village Green and the fee simple interest in the excess land parcel.

      As specified in the Letter of Engagement, the value opinion reported herein is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report. This is a complete appraisal prepared in accordance with the Uniform Standards of Professional Appraisal Practice. The results of the appraisal are being conveyed in a Summary Report according to our agreement. The accompanying report summarizes the pertinent data, analysis and conclusions secured in our investigation, rather than provide a self-contained narrative within the report. It is noted that this report incorporates by reference our previous Complete Appraisal prepared in a Self-Contained report format with a date of value of February 12, 1996.

      This report was prepared for the Client, and it is intended only for the specified use of the Client. This report was prepared in accordance with the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of the Appraisal Foundation and the Code of Ethics and Uniform Standards of Professional Appraisal Practice (USPAP). Additionally, this report was prepared in accordance with the requirements established by the August, 1990 Financial Institutions Reform, Recovery and Enforcement Act (FIRREA).

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Page 2 of 2
July 15, 1997

      The property was inspected by Kelleen M. Bodine and the report was prepared by Kelleen M. Bodine, under the supervision of Stanley R. Dennis, Jr., MAI.

      As a result of our analysis, we have formed an opinion that the market value of the leased fee estate in Woodfield Village Green, subject to the assumptions, limiting conditions, certifications, and definitions, as of August 1, 1997, will be:

               SEVENTY-TWO MILLION THREE HUNDRED THOUSAND DOLLARS
                                   $72,300,000

      Further, we have formed an opinion that the market value of the fee simple estate in excess land parcel measuring 11.19-acres, subject to the assumptions, limiting conditions, certifications, and definitions, as of August 1, 1997, will be:

                   FIVE MILLION NINE HUNDRED THOUSAND DOLLARS
                                   $5,900,000

      Therefore, the combined value of the leased fee estate in Woodfield Village Green and the fee simple estate of the excess land parcel, subject to the assumptions, limiting conditions, certifications, and definitions, as of August 1, 1997, will be:

               SEVENTY-EIGHT MILLION TWO HUNDRED THOUSAND DOLLARS
                                   $78,200,000

      This letter is invalid as an opinion of value if detached from the report, which contains the text, exhibits, and an Addenda. The above market value of the subject property was not based on a requested minimum valuation, a specific valuation, or the approval of a loan. Also, the market value was estimated assuming a normal marketing time estimated to be approximately 12 months.

Respectfully submitted,

CUSHMAN  & WAKEFIELD OF ILLINOIS, INC.


/s/ Kelleen M. Bodine                      /s/ Stanley R. Dennis, Jr., MAI
------------------------------------       ------------------------------------
Kelleen M. Bodine                          Stanley R. Dennis, Jr., MAI
Associate Director                         Director, Manager
Illinois Certification No.153-000825       Illinois Certification No.153-000686

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                        Summary of Salient Facts and Conclusions
================================================================================

Property Name:                  Woodfield Village Green

Location:                       Northeast corner of Golf and Meacham Roads,
                                Schaumburg, Cook County, Illinois

Assessor's Parcel Number:       The subject site is identified by six parcel
                                numbers, which are detailed in the Real Estate
                                Tax and Assessments section of the report.

Interest Appraised:             Leased fee and fee simple estate

Date of Inspection:             July 8, 1997

Date of Value:                  August 1, 1997

Ownership:                      As of the appraisal date, ownership in the
                                subject property is vested with Community
                                Centers One LLC.

Land Area:                      The total owned land parcel at Woodfield Village
                                Green measures 62.648-acres, or 2,728,949 square feet and has been allocated as the main parcel and excess land parcel. The main land parcel underlying the improvements and the non-owned
                                7,000 square foot pad site occupied by
                                California Pizza Kitchen measures 51.46-acres, or 2,241,649 square feet, and the excess land parcel measures 11.19-acres, or 487,300 square feet.

Zoning:                         B-5, Planned Regional Business District

Highest and Best Use
      If Vacant:                Commercial/retail utilization built to its
                                maximum feasible FAR.

      As Proposed:              Retail development, as presently improved.

Improvements
    Type: Woodfield Village Green is a 501,092 square foot regional power center, excluding the 7,000 square foot non-owned outparcel, that was 100.0 percent occupied by 27 tenants as of the inspection date. The center was completed in

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                        Summary of Salient Facts and Conclusions
================================================================================

                                1994 and is in excellent condition. The retail complex includes two pad sites and an 11-acre land parcel with the development potential for a 100,000 square foot anchor tenant. One pad site was sold to and developed by California Pizza Kitchen. According to information provided by ownership, the second pad site, measuring 8,000 square feet, and the 11-acre land parcel will be sold to Prairie Rock Brewery and Costco, respectively, during 1997.

Operating Data and Forecasts
Occupancy:                      The subject property was 100 percent occupied as
                                of July 8, 1997, the inspection date; however, Performance Cycle has signed a termination agreement to vacate their space as of July 31, 1997. AT&T will occupy 2,500 square feet, or
                                50.0 percent, of their space as of August 1, 1997. Therefore, as of August 1, 1997, the occupancy will be 99.50 percent.

Gross Leasable Area:

                                ================================================
                                        Tenants               Square Footage
                                ================================================
                                    Builders Square            110,400 SF
                                ------------------------------------------------
                                    Circuit City                33,008 SF
                                ------------------------------------------------
                                    Saks Off Fifth              30,273 SF
                                ------------------------------------------------
                                    Service Merchandise         50,000 SF
                                ------------------------------------------------
                                    Office Max                  23,500 SF
                                ------------------------------------------------
                                    Container Store             24,969 SF
                                ------------------------------------------------
                                    Sports Authority            42,396 SF
                                ------------------------------------------------
                                    Marshall's                  40,000 SF
                                ------------------------------------------------
                                    Nordstrom Rack              40,000 SF
                                ------------------------------------------------
                                    Borders Books               30,000 SF
                                ------------------------------------------------
                                    Old Navy                    11,500 SF
                                ------------------------------------------------
                                    Strouds                     15,000 SF
                                ------------------------------------------------
                                    Outparcel                    7,000 SF
                                ------------------------------------------------
                                    In-Line < 10,000 SF         50,046 SF
                                ================================================
                                    Total GLA                  508,092 SF
                                ================================================

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                        Summary of Salient Facts and Conclusions
================================================================================

Value Indicators

     Sales Comparison Approach:
        Woodfield Village Green        $71,700,000
        Excess Land Parcel             $5,900,000

     Income Approach
        Woodfield Village Green        $72,300,000
        Excess Land Parcel             N/A

Investment Assumptions
     Holding Period:                   10 years
     Income Growth Rate:               3.5%, annually
     Expense Growth Rate:              3.5%, annually
     Sales Growth Rate:                3.5%, annually
     Tenant Improvements-
           New Tenants:                $5.OO/SF for in-line tenants and
                                       $10.00/SF for anchor tenants
           Renewing Tenants:           25% of the preceding schedule
     Commissions
           New Tenants:                $3.50/SF
           Renewing Tenants:           50% of the new commission rate
     Vacancy Between Tenants:          9 months for anchor tenants and 6 months
                                       for in-line tenants
     Renewal Probability:              70%
     Terminal Capitalization Rate:     9.75%
     Cost of Sale at Reversion:        2.0%
     Discount Rate:                    10.75%
Value Conclusion:                      $72,300,000

Resulting Indicators
     Unit Rate:                        $144.2815F of GLA
     Net Income (FY 1998):             $6,988,661
     Implicit Overall Capitalization
           Rate:                       9.67%
Concluded Value of Excess Land:        $5,900,000, or $12.1 1/SF of land area

Exposure Time Implicit
in Market Value Conclusion:            Not to exceed 12 months

Special Assumptions:                   1. This appraisal report was prepared
                                       in conformity with the requirements of
                                       the Code of Ethics and Standards of
                                       Professional Appraisal Practice of the
                                       Appraisal Institute. Additionally,

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Summary of Salient Facts and Conclusions

                                       the appraisal report was prepared in
                                       accordance with the requirements
                                       established by the August, 1990 Financial
                                       Institution's Reform, Recovery, and
                                       Enforcement Act (FlRREA).

                                       2. The projections of income and
                                       expenses, including the reversion at time of resale, are not predictions of the future. Rather, they are the best estimate of current market thinking of what future trends will be. No warranty or representation is made that these projections will materialize. The real estate market is constantly fluctuating and changing. It is not the task of the appraiser to estimate the conditions of a future real estate market, but rather to reflect what the investment community envisions for the future in terms of expectations of growth in rental rates, expenses, and supply and demand.

                                       3. We have made a visual inspection of
                                       building improvements and local environs in the process of this analysis. Our comments are limited to those items which were readily observable and apparent to such an inspection. Comments regarding the structural integrity of improvements are beyond the scope of our engagement and are best made by a professional engineer.

                                       4. Throughout the analysis we have relied on information provided by ownership and management which we assume to be accurate. This information was provided in the form of a rent roll, budgets, sales reports and other property specific information. We were also provided with a Pro-Ject diskette for the property which ownership has portrayed as containing the actual lease terms. It is noted that we audited actual lease documents for several of the major tenants during the course of our initial Complete Appraisal in January 1996. Based upon the current information provided, minor discrepancies were noted which we have reconciled to our satisfaction.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                        Summary of Salient Facts and Conclusions
================================================================================

                                       5. Our cash flow analysis and valuation
                                       has recognized that all signed, as well
                                       as any pending leases with a high
                                       probability of being consummated are
                                       implemented according to the terms
                                       presented to us by management.

                                       6. The actual owned site area of the
                                       subject property is 2,728,949 square
                                       feet, or 62.648 acres. However, due to
                                       the presence of excess development
                                       capacity at the subject property, we have divided the subject site into a primary site (the site area required to support the existing building improvements, including the non-owned 7,000 square foot pad site) and a secondary site, or excess land parcel, required to support the excess development capacity. In summary, the primary site area is estimated to equate to 2,241,649 square feet, and the excess land area has been estimated at 487,300 square feet.

                                       7. Our valuation assumes the improvements comply with the requirements of the Americans with Disabilities Act of 1990
                                       (ADA). Although our analysis assumes no
                                       additional costs associated to comply
                                       with the Americans with Disabilities Act of 1990, Cushman & Wakefield assumes no responsibility or opinion if the subject property will comply with the requirements of the Americans with Disabilities Act of 1990. Cushman & Wakefield recommends that an expert in this field be employed in the final determination if the proposed development complies with the Americans with Disabilities Act of 1990.

                                       8. Please refer to the complete list of
                                       assumptions and limiting conditions
                                       included at the end of this report.

                                                              CUSHMAN &
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

                                                               TABLE OF CONTENTS
================================================================================

                                                                            Page
PHOTOGRAPHS OF SUBJECT PROPERTY .............................................  1

INTRODUCTION ................................................................  7

REGIONAL ANALYSIS ........................................................... 11

NEIGHBORHOOD ANALYSIS ....................................................... 17

RETAIL TRADE AREA ANALYSIS .................................................. 19

PROPERTY DESCRIPTION ........................................................ 37

REAL PROPERTY TAXES AND ASSESSMENTS ......................................... 43

ZONING ...................................................................... 44

HIGHEST AND BEST USE ........................................................ 45

VALUATION PROCESS ........................................................... 48

SALES COMPARISON APPROACH ................................................... 49

INCOME APPROACH ............................................................. 56

SUPPLEMENTAL VALUATION ...................................................... 71

RECONCILIATION AND FINAL VALUE ESTIMATE ..................................... 73

ASSUMPTIONS AND LIMITING CONDITIONS ......................................... 75

CERTIFICATION OF APPRAISAL .................................................. 77

ADDENDA ..................................................................... 78

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                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================


                                [GRAPHIC OMITTED]


                    Woodfield Village Green - Borders Books


                                [GRAPHIC OMITTED]


                    Woodfield Village Green - Nordstrom Rack


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                                                 Photographs of Subject Property
================================================================================


                                [GRAPHIC OMITTED]


                       Woodfield Village Green - Old Navy


                                [GRAPHIC OMITTED]


                      Woodfield Village Green - Marshalls


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                                                 Photographs of Subject Property
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                                [GRAPHIC OMITTED]


                   Woodfield Village Green - Sports Authority


                                [GRAPHIC OMITTED]


 Woodfield Village Green - The Container Store, Office Max & Service Merchandise


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                                                 Photographs of Subject Property
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                                [GRAPHIC OMITTED]


                     Woodfield Village Green - Saks Off 5th


                                [GRAPHIC OMITTED]


                   Woodfield Village Green - Builders Square


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                                                 Photographs of Subject Property
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                                [GRAPHIC OMITTED]


             Woodfield Village Green - Multi-Tenant Retail Building


                                [GRAPHIC OMITTED]


               Woodfield Village Green - California Pizza Kitchen


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                                                 Photographs of Subject Property
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                                [GRAPHIC OMITTED]


                     Woodfield Village Green - Circuit City


                                [GRAPHIC OMITTED]


             Woodfield Village Green - Multi-Tenant Retail Building


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                                                                    INTRODUCTION
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Identification of Property

      The subject property, known as Woodfield Village Green, is located at the northeast corner of Meacham and Golf Roads, in Schaumburg, Cook County, Illinois. The shopping center is situated approximately 20 miles northwest of the Chicago CBD in the heart of the Schaumburg retail corridor. Constructed in 1994, the property consists of one big-box retail user of 110,400 square feet, seven primary anchor tenants ranging in size from 30,000 to 50,000 square feet, four secondary anchor tenants ranging from 10,000 to 29,999 square feet and 14 in-line tenant spaces. The total gross leasable area of the center, excluding the non-owned pad site, is 501,092 square feet. The subject property is identified by six parcel numbers by the Cook County Tax Assessor's office. Woodfield Village Green also includes two pad sites and an 11-acre development parcel. One of the pad sites, measuring 7,000 square feet, has been sold and improved with a California Pizza Kitchen. According to information provided by ownership, the remaining excess land is currently under contract for sale to Prairie Rock Brewery and Costco.

Property Ownership and Recent History

      Woodfield Village Green was originally developed and owned by Homart Community Centers, Inc. Title to the subject property is currently vested with Community Centers I, LLC, a joint venture between Developers Diversified Realty Corporation (DDR) and DRA Advisors, Inc. (DRA). The subject was acquired as part of the former Homart Community Center Division for a total purchase price of approximately $500.0 million from General Growth Properties, Inc. The date of transfer was November 17, 1995.

      A history of the project shows that the subject site was originally acquired by Homart Community Centers, Inc. in March, 1993 for a recorded consideration of $16,738,380. Subsequent to the sale, Homart developed the subject center to its present configuration with the first tenants taking occupancy in December, 1993. Subsequent to its opening, Homart sold a 7,000 square foot pad-site to California Pizza Kitchen. According to information provided by current ownership, the remaining two development parcels are currently under contract for sale and are anticipated to close by year-end 1997. The 11.00-acre land parcel is under contract to Costco for $5,000,000 and the 8,000 square foot pad site is under contract to Prairie Rock Brewery for $950,000.

Competency Provision

      We are aware of the competency provision of the USPAP and the authors of this report meet the standards. Kelleen M. Bodine inspected the subject property, researched, and analyzed the pertinent market information, wrote and reviewed the appraisal report, under the supervision of Stanley R. Dennis, Jr., MAI. Stanley R. Dennis Jr., MAI and Kelleen M. Bodine have extensive appraisal experience with retail properties nationally, as well as in the Chicago Metropolitan Area.


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      It is our opinion that we are fully competent to perform this appraisal, due to the fact that:

      1. The appraisers have full knowledge and experience in the nature of this assignment.
      2. All necessary and appropriate steps have been taken in order to complete the assignment competently.
      3. There is no lack of knowledge or experience that would prohibit this assignment to be completed in a professional competent manner or where a biased or misleading opinion of value would be rendered.

Purpose and Intended Use of the Appraisal

      The purpose of this appraisal is to estimate the market value of the leased fee estate in the improvements and the fee simple estate in the excess land as of August 1, 1997. The intended use of this appraisal is to provide an independent valuation and analysis of the property and to assist the client in evaluating the asset for underwriting purposes in connection with a proposed financing.

Scope of the Appraisal

      In the process of preparing the appraisal, we:

            o     Inspected the site and site improvements.
            o Conducted market research into occupancies, operating expenses, asking rents and actual leases recently negotiated at comparable retail centers, including interviews with on-site personnel and a review of our own database from previous appraisal files.
            o Reviewed the rent roll and PRO-JECT disk for the tenants at the retail complex.
            o Conducted market inquiries into recent sales of power and community shopping centers to ascertain sales price per square foot and capitalization rates.
            o Prepared a detailed discounted cash flow analysis for the purpose of discounting a forecasted net income stream to a present value estimate for the subject property.
            o     Prepared the Sales Comparison and Income Approaches to value.
            o Reconciled the value indications and concluded a final value estimate for the subject.
            o Prepared a complete appraisal of the subject property with the results conveyed in this summary report. A complete appraisal involves an estimate of market value without any departure from the Uniform Standards of Professional Appraisal Practice maintained by the Appraisal Foundation. A summary report makes a summary presentation of the data and analyses which serve as the basis of our conclusion of value for the subject property.

      Date of Value and Property Inspection

            The date of our valuation is August 1, 1997 and our date of inspection is July 8, 1997.


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                                                                    Introduction
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Property Rights Appraised

      Leased fee and fee simple estate.

Definitions of Value, Interest Appraised, and Other Pertinent Terms

      The definition of market value taken from the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, is as follows:

      The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

      1.    Buyer and seller are typically motivated;

      2. Both parties are well informed or well advised, and acting in what they consider their own best interests;

      3.    A reasonable time is allowed for exposure in the open market;

      4. Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

      5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

      Exposure Time

      Under Paragraph 3 of the Definition of Market Value, the value estimate presumes that "A reasonable time is allowed for exposure in the open market". Exposure time is defined as the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at the market value on the effective date of the appraisal. Exposure time is presumed to precede the effective date of the appraisal.

      Marketing Time

      Marketing time is an estimate of the time that might be required to sell a real property interest at the appraised value. Marketing time is presumed to start on the effective date of the appraisal. Marketing time is subsequent to the effective date of the appraisal and exposure time is presumed to precede the effective date of the appraisal. The estimate of marketing time uses some of the same


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                                                                    Introduction
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      data analyzed in the process of estimating reasonable exposure time and it is not intended to be a prediction of a date of sale.

      We have estimated a normal marketing and exposure time of approximately 12 months.

      The following definitions of pertinent terms are taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute.

      Leased Fee Estate

      An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease.

      Fee Simple Estate

      Absolute ownership unencumbered by any other interest or estate, subject to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat.

      Market Rent

      The rental income that a property would most probably command on the open market, indicated by the current rents paid and asked for comparable space as of the date of appraisal.

      Cash Equivalent

      A price expressed in terms of cash, as distinguished from a price expressed totally or partly in terms of the face amounts of notes or other securities that cannot be sold at their face amounts.

Legal Description

      The subject property is identified by six parcel numbers: 07-12-400-024, 07-12-400-025, 07-12-400-026, 07-12-400-027, 07-12-400-028 and 07-12-400-029 by
the Cook County Assessor's Office.


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                                [GRAPHIC OMITTED]


                                    AREA MAP

                                                               REGIONAL ANALYSIS
================================================================================

Chicago Metropolitan Area

      This section evaluates general demographic and economic trends in the property's regional location to determine the outlook for the overall market based upon comparison of projected population, employment and other trends with actual historical data. The Chicago Consolidated Metropolitan Statistical Area
(CMSA), located at the southwestern tip of Lake Michigan, is the midwest's financial, commercial, transportation, and industrial center. As defined by the United States Census Bureau, the Chicago CMSA includes a total of eleven counties: eight in Illinois, two in Indiana, and one in Wisconsin. As a whole, the Chicago CMSA covers a territory of 5,660 square miles. An area map is included on the facing page.

Population

      The population of the Chicago Metropolitan Area is the third largest in the nation, behind New York and greater Los Angeles. The historical and projected population growth trends for the six primary counties in the Chicago Metropolitan area are summarized in Table A below.

================================================================================
                                     TABLE A
                            CHICAGO METROPOLITAN AREA
                     POPULATION STATISTICS - 1980 THRU 2006
--------------------------------------------------------------------------------
                                                  Annual                Annual
                                                % Change              % Change
   County                 1980         1996     1980-1996     2006    1996-2006
--------------------------------------------------------------------------------
Cook                   5,254,000    5,136,800    -0.14%   5,086,800    -0.08%
Chicago                3,005,000    2,762,000    -0.53%         N/A       N/A
Suburban               2,249,000    2,374,800     0.34%         N/A       N/A
DuPage                   659,000      857,800     1.66%     925,800     0.90%
Kane                     278,000      353,300     1.51%     374,800     0.37%
Lake                     440,000      570,600     1.64%     624,000     0.88%
McHenry                  148,000      225,700     2.67%     273,600     1.27%
Will                     324,000      415,800     1.57%     499,600     1.21%

Total                  7,103,000    7,560,000     0.39%   7,784,600     0.25%
--------------------------------------------------------------------------------
Source: Woods & Poole Economics, Inc.
================================================================================

      As summarized in Table A, the City of Chicago had an estimated population of 2.762 million in 1996, a decrease of 243,000 residents since 1980, when the population was estimated at approximately 3.005 million people. However, the decline in urban population since 1980 was more than offset by a significant growth in the suburban population. The population shift from the city to the suburbs becomes evident when one looks at the county population as a percentage of the total population. These figures, as well as projections for the year 2006, are presented below in Table B as follows:


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                                                               REGIONAL ANALYSIS
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================================================================================
                                     TABLE B
                     POPULATION AS A PERCENTAGE OF THE TOTAL
--------------------------------------------------------------------------------
           County                     1980            1996            2006(1)
--------------------------------------------------------------------------------
Cook:                                 74.0%           68.0%           65.8%
 Chicago                              42.3%           36.5%             --
 Suburbs                              31.6%           31.4%             --
DuPage                                 9.3%           11.4%           12.1%
Kane                                   3.9%            4.7%            4.7%
Lake                                   6.2%            7.6%            8.0%
McHenry                                2.1%            3.0%            3.3%
Will                                   4.6%            5.5%            6.1%
--------------------------------------------------------------------------------
(1) Projected
================================================================================

      The preceding table shows a steady migration from the city toward the suburbs. The collar counties of DuPage, Kane, Lake, McHenry, and Will increased their share of the regional population from 26.1 percent in 1980 to 32.2 percent in 1996. Their share of the population is expected to further increase to 34.2 percent by the year 2006. The population shift from the city to suburban areas, is common among most major cities located throughout the Great Lakes and Northeastern regions, and is expected to continue for the foreseeable future.

Transportation

      Air Transportation

      Chicago is one of the primary transportation hubs in the United States. O'Hare International Airport is the busiest in the world, handling approximately
67.25 million passengers in 1995. The substantial increase in air traffic is attributed to several factors, which include the deregulation of the airline industry, the establishment of regional "hubs" by major airlines, and the economic expansion into global markets. United Airlines rebuilt their terminal in 1987 at a cost of $500 million; American Airlines also expanded and upgraded their facility in 1990, the $329 million project was intended to provide more space for airline operations and to provide greater convenience and comfort for their passengers. Finally, the new 1.1 million square foot International Terminal at O'Hare was completed in 1992. The new terminal increased international passenger travel from 6.76 million in 1993 to 9.89 million in 1995, or 15.0 percent.

      Midway Airport, located in the southwest portion of the city, serves as a secondary airport which has become an increasingly popular alternative to O'Hare. From 1980 to 1990, passenger volumes increased significantly, rising from 600,000 passengers to nearly 9.0 million passengers. Passenger volumes fell to 7.3 million in 1991 and to 4.6 million in 1992 as Midway Airlines, the primary carrier at the time, filed for bankruptcy. In 1991, Midway Airport was serviced by four only carriers, Comair, Northwest, Southwest and USAir; however, during 1992 and 1993, twelve new airline carriers were added, including America West, Midway Airlines, MarkAir, TWA, and Continental. According to information compiled by the Chicago


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                                                               Regional Analysis
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Department of Aviation, 6.76 million passengers traveled through Midway Airport in 1993, 9.54 million in 1994 and 9.89 in 1995.

      Ground Transportation

      Several major expressways and interstate highways pass through the Chicago area. Interstate 88 and 290 are the main routes to cities along the East-West corridor. Interstate 55 provides access to the southwestern cities. Cities to the north and northwest are accessed via Interstates 90 and 94; and finally, north-south travel between the western suburbs is facilitated by Interstate 294 and 355. In total, the Chicago area has over 630 miles of expressways. Within the metropolitan area, commuter transportation is facilitated by rail lines, rapid transit systems, bus lines, and expressway systems.

    Suburban Chicago is served by eleven radial Metra rail lines originating from the Central Business District. The 507-mile Metra system serves 227 stations in six counties in Illinois: Cook, Lake, DuPage, Will, McHenry and Kane and Kenosha County in Wisconsin. Ridership on Metra totaled 73.2 million in 1995, a slight decrease from the 74.7 million riders in 1994. The urban areas of Chicago are served by sixteen elevated rail lines and a number of bus routes. Just over 135.3 million people used the "El" and 306 million used the bus routes as a mode of transportation in 1995. According to the RTA, 442.7 million people utilized some form of public transportation in 1995; a 5.9 percent decrease from 1994.

Employment

      The Chicago economy, like most major metropolitan areas, began as a manufacturing center. However, today the Chicago economic growth is no longer primarily based on the manufacturing sector, but is distributed among wholesale and retail trade, health care, education, and financial services. Table C, on the next page, summarizes the diversity of employment for the eleven county Consolidated Metropolitan Statistical Area.


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                                                               Regional Analysis
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================================================================================
                                     TABLE C
          CHICAGO METROPOLITAN AREA EMPLOYMENT STATISTICS: 1996 - 2006
================================================================================
                                                                      Compound
                          1996       Percent      2006     Percent     Growth
   Industry Group      Employment   of Total   Employment  Of Total  1996-2006
--------------------------------------------------------------------------------
Mining/Agriculture       40,160       0.8%       47,710      0.9%      1.74%
Manufacturing           728,980      14.5%      701,260     13.1%     -0.39%
Construction            236,610       4.7%      244,450      4.6%      0.33%
TCU(1)                  285,860       5.7%      307,410      5.7%      0.73%
Trade                 1,106,870      22.0%    1,162,370     21.7%      0.49%
FIRE                    468,730       9.3%      532,870     10.0%      1.29%
Services              1,592,010      31.7%    1,803,700     33.7%      1.26%
Government              558,340      11.1%      545,920     10.1%     -0.22%
--------------------------------------------------------------------------------
Total                 5,030,540    100.00%    5,357,150    100.0%      0.63%
--------------------------------------------------------------------------------
Source: Woods & Poole Economics, Inc.
(1) Transportation, Communications & Utilities
================================================================================

      The local employment picture is expected to follow historical trends as the Chicago MSA enters the next decade. The service sector will continue to lead employment, the manufacturing sector will shrink and overall job growth will remain steady. Employment increases in the communications sector are considered a sure bet; however, expected utility deregulation will dampen long-term growth prospects for this industry. According to Woods & Poole, the services and FIRE industries should continue to lead employment growth during the next ten years. These projections are supported by the steady increase in the number of area small businesses, the contribution of local universities and MSA's ability to capitalize on increased international trade.

      In 1996, the number of jobs in Cook County accounted for 62.8 percent of total employment for the eleven county area. Similar to the population trends previously discussed, the collar counties are also projected to increase their share of total employment. This distribution is summarized in Table D on the next page.


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                                                               Regional Analysis
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================================================================================
                                     TABLE D
                            CHICAGO METROPOLITAN AREA
                       EMPLOYMENT STATISTICS: 1996 - 2006
================================================================================
                                             1996             2006
         Industry Group                    Employment      Employment
--------------------------------------------------------------------------------
Cook County                                  62.8%           59.8%
DuPage County                                12.3%           13.5%
Kane County                                   3.7%            3.8%
Lake County                                   6.3%            7.3%
McHenry County                                2.0%            2.2%
Will County                                   3.0%            3.2%
Other Counties                                9.9%           10.1%
--------------------------------------------------------------------------------
Total(1)                                      100%            100%
--------------------------------------------------------------------------------
(1) For the 11-county CSMA
================================================================================

      Chicago is a leading corporate headquarters location. A number of Fortune 500 firms are headquartered in the Chicago area. Many other firms also have regional headquarters in the Chicago area. Among the largest firms headquartered in Chicago are: Sears, Roebuck & Company, Amoco, Sara Lee, United Airlines, and Motorola. Chicago's top five public company employers in 1995 were the Sears, Roebuck & Company, McDonald's Corporation, Sara Lee Corporation, Motorola, Inc., and UAL Corporation.

Unemployment

      The average annual unemployment rates for the six-county metropolitan area are summarized below in Table E.

================================================================================
                                     TABLE E
                         AVERAGE ANNUAL EMPLOYMENT RATE
                      SIX-COUNTY CHICAGO METROPOLITAN AREA
================================================================================
        Cook    DuPage    Kane      Lake   McHenry     Will                U.S.
Year   County   County   County    County   County    County   Illinois    Avg.
--------------------------------------------------------------------------------
1988    6.7%     3.8%     5.4%      4.3%     4.8%      7.3%      6.8%      5.5%
1988    5.9%     3.3%     5.5%      3.9%     4.5%      6.3%      6.0%      5.3%
1990    6.3%     3.6%     5.9%      3.9%     5.3%      6.4%      6.2%      5.5%
1991    7.2%     4.8%     7.5%      4.6%     7.1%      7.4%      7.1%      6.7%
1992    7.8%     5.1%     8.0%      4.8%     6.6%      7.8%      7.5%      7.4%
1993    7.8%     5.1%     7.6%      4.9%     6.4%      7.4%      7.4%      6.4%
1994    4.2%     2.8%     4.6%      3.8%     3.9%      4.8%      4.2%      5.1%
1995    5.5%     3.4%     5.0%      4.0%     4.1%      5.3%      5.2%      5.6%
1996    5.6%     3.6%     5.0%      4.0%     3.9%      5.2%      5.5%      5.3%
--------------------------------------------------------------------------------
Source: Illinois Department of Employment Security
================================================================================


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                                                               Regional Analysis
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      After three years of relatively high unemployment rates throughout the
Chicago Metropolitan Area, the labor market improved significantly during 1994. According to Crain's Chicago Business, economic recovery in the Chicago area is expected to be stronger than other areas of the country, largely due to the strong export of capital goods.

Summary

      In summary, Chicago's status as a world class city is due to a variety of inherent strengths, including: its excellent transportation system, central geographic location, well educated work force, commodities and futures exchanges, and its numerous cultural, educational and recreational amenities. In addition, the municipality of the City of Chicago is generally healthy financially, and the administration under Mayor Richard M. Daley, Jr. is considered helpful toward business and development.

      Although the Chicago area will continue to be subject to national economic trends and conditions, the diversity of the local economy will insulate the area from volatile economic swings. Overall, the Chicago area is expected to continue its trend of economic growth. The continuation of Chicago's healthy business climate, as well as its economic stability, should ensure a favorable environment for real estate development and investment over the long-term.


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                                NEIGHBORHOOD MAP


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                                                           NEIGHBORHOOD ANALYSIS
================================================================================

      A neighborhood is defined as a grouping of complimentary land uses affected by similar operations of the social, economic, governmental, and environmental forces that influence property value. The area most closely surrounding the subject, whether it contains residential property, or a mixture of commercial and residential properties, is called a neighborhood. The subject property is located at the northeast corner of Golf and Meacham Roads in Schaumburg, Illinois. The boundaries of the subject neighborhood can generally be defined as Interstate 90 to the north, Highway 53 to the east, Woodfield Road to the south and Plum Grove Road to the west. A neighborhood map is included on the facing page.

      Woodfield Mall, located directly south of the subject property across Golf Road, is the most intensive commercial use in the subject neighborhood. Woodfield Mall consists of a two-level enclosed super-regional shopping mall with a total gross leasable area of 2.3 million square feet. The total GLA is delineated as 1.3 million square feet of anchor tenant GLA and 1.0 million square feet of mall shop GLA. Woodfield Mall opened in September 1971 with three anchor tenants: Sears, JC Penney and Marshall Fields. The Lord & Taylor department store was completed in August 1973. The last expansion occurred in October 1995, when the 200,000 square foot Nordstrom department store and 218,000 square feet of mall shop space was added.

      During the past 26 years since Woodfield Mall was completed, the combination of the Mall's presence, the availability of vacant developable land, excellent access and favorable pro-growth policies on the part of local government officials, has resulted in the evolution of the subject neighborhood as not only the primary retail and office destination point in Schaumburg, but for the entire northwest suburbs. According to Schaumburg's 1996 Comprehensive Plan, the village houses 9.6 million square feet of retail space in 66 shopping centers and 11.1 million square feet of office space.

      Surrounding land uses include retail, office and restaurant uses. Directly south of Woodfield Mall across Higgins Road is One Schaumburg Place. Architecturally, One Schaumburg Place has a two-story hybrid format, which is enclosed in the front, but allows relatively quick access to specific stores from the parking area. Originally developed and owned by Tucker Cos., One Schaumburg Place has suffered from an exodus of anchor stores, including Child's World, Phar-Mor, Highland Appliance and Montgomery Wards, since it opened in late 1990. The center was foreclosed upon in early 1995 by the lender, Bank of America. Because the front of the center is enclosed with tinted glass, visibility of the stores within the center is obscured. The mall was originally conceived to house 80 to 100 stores, however, One Schaumburg Place is expected to make a comeback as a two-level power center with 10 to 15 tenants. As of July 1997, the center was substantially vacant and the current ownership is considering plans to redevelop or dispose of the property. A two-story restaurant owned by Lettuce Entertain You Corporation was recently completed as an outlot to One Schaumburg Place.


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                                                           Neighborhood Analysis
================================================================================

      At the northwest corner of Golf Road and Meacham Road, directly west of Woodfield Village Green, is the most recent addition to the neighborhood's retail base, the Marshall Field's Home Store. The 100,000 square foot store opened in late 1996.

      In addition to the major retail centers, office and restaurant uses are found to the west, south and east of the subject property. Major office complexes in the neighborhood include Century Center I & II, Citibank Office Plaza, Embassy Plaza, One, Two and Three National Plaza, One Woodfield Place, Zurich American Insurance Towers, Woodfield Corporate Center I, II, III & IV, Southwick Office Center, Woodfield Executive Center and Woodfield Executive Plaza. Restaurants in the area include: Chevy's, Hooters, The Crab Shack, Olive Garden, St. Louis Bread Company, Pizzeria Uno, Rainforest Cafe, Champs and Italianni's. The high concentration of office development provides additional traffic flow to the subject neighborhood, and serves to expand the subject's trade radius. As a result, the area land uses compliment the subject's retail utilization, and serve to expand its trade area.

      Access to and from the subject's neighborhood is excellent, by way of Interstate 90 and Highway 53. Interstate 90 provides direct access to downtown Chicago, 20 miles to the southeast, and interchanges with Interstate 294 and 94. Highway 53 provides north-south travel to the western and southwestern suburbs of Chicago. Golf Road, which borders Woodfield Village Green to the south, is the primary retail artery in Schaumburg. The six-lane roadway has a center median and numerous center turning lanes to facilitate access to the commercial uses that line the roadway.

      The subject neighborhood provides the primary retail destination point for Schaumburg and the northwest suburbs. The village of Schaumburg offers over 9.6 million square feet of retail space, of which, over 50 percent is located along Golf Road. The local government has long provided a pro-development front, which has attracted over 20.0 million square feet of commercial uses to the area. According to the Planning Department, as of 1995, 5.2 percent of the total land area in the Village was vacant; by 2020, this figure is projected to decrease to
1.0 percent. The neighborhood has excellent highway and local street access and benefits from the increased traffic created by the density of office development. The vitality of the neighborhood's retail component is further supported by the new retail development, including the subject property, Marshall Fields Home Store and a number of new restaurants.


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                                                      RETAIL TRADE AREA ANALYSIS
================================================================================

Trade Area Analysis

      A retail center's trade area contains people who are likely to patronize that particular retail center. These customers are drawn by a given class of goods and services from a particular tenant mix. The center's fundamental drawing power comes from the strength of the anchor tenants. A successful combination of anchor tenants creates a destination for customers seeking a variety of goods and services. In order to define and analyze the subject's market potential, it is important to first establish the boundaries of the trade area from which the subject draws its customers. In some cases, defining the trade area may be complicated by the existence of other retail facilities on main thoroughfares within trade areas that are not clearly defined or whose trade areas overlap with that of the subject. As such, a clear understanding of the property type is important in order to place the subject in its proper competitive context. The subject meets the definition of both a community center and a power center to some degree. Each can be defined as follows:

      o A community center provides a wider range of facilities for the sale of soft lines (wearing apparel for men, women, and children) and hard lines (hardware and appliances). The community center makes a greater variety of merchandise available-in sizes, styles, colors, and prices. It is built around a junior department store, variety store, or discount department store as the major tenant, in addition to a supermarket. It does not have a full-line department store, though it may have a strong specialty store or stores. In theory, its typical size is 150,000 square feet of gross leasable area, but in practice, it may range in size from 100,000 to 450,000 square feet.

      o The power center is a type of large community center that tends to range in size from 150,000 square feet to more than 500,000 square feet. It contains at least one discount department store "super anchor" of 100,000 square feet or more and at least four category-specific, off-price anchors of 20,000 square feet or more. These anchors typically emphasize hard goods such as consumer electronics, sporting goods, office supplies, home furnishings, home improvement goods, bulk foods, drugs, health and beauty aids, toys, and personal computer hardware/software. These anchors tend to be narrowly focused but deeply merchandised "category killers" together with the more broadly merchandised, price-oriented warehouse club and discount department stores. It should contain a minimum of smaller shop space (10 percent or so of the center's total gross leasable area); and will typically be configured in an open-air strip, "L" or "U" shaped layout.


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                                                          Retail Market Analysis
================================================================================

      Before the trade area can be defined, it is necessary that we thoroughly review the retail market and the competitive structure of the general marketplace, with consideration given to the subject's position.

Retail Structure

      In order to examine the subject property in its proper context, we must examine the nature of the competition. By virtue of the market structure, the subject competes with certain retail establishments throughout the general area. Within the subject's immediate area there is an abundance of retail development. While Woodfield Mall is the primary retail destination in the area, practically the entire area along Golf Road, between Highway 53 to the east and Gammon Road to the west, is improved with retail structures, including freestanding retail stores, neighborhood shopping centers and community shopping centers. While there is no power-center competition in the area, there are a couple of shopping centers that can be considered competition for the subject property. Profiles of each of the centers are presented on the following pages. As will be seen, the subject's primary competition takes various forms, from older community shopping centers to a newly renovated super-regional mall. Significantly, the subject property is a unique property within this market whereby no existing centers truly present a similar competitive stance to Woodfield Village Green.


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                                                          Retail Market Analysis
================================================================================

Competitive Retail Center No. 1

Name:                    Woodfield Plaza

Location:                N/W/C Golf Road & Basswood Drive
                         Schaumburg, Illinois

Owner/Developer:         Virginia Retirement Systems

Distance from Subject:   1.0+/- miles (less than 5+/- min. drive time)

Year Opened/Renovated:   1992

Total GLA.               177,418+/- SF

Anchor Tenants:          Barnes & Noble Books        22,720+/- SF
                         Linens 'N Things            32,249+/- SF
                         Kohl's                      82,691+/- SF
                                                    -------
                         Total                      137,660+/- SF

In-Line Shop GLA:        39,758+/- SF

Number of Small Shops:   10+/- stores

Land Area:               18+/- acres

Parking/Ratio:           1,000 spaces (5.64:1)

Comments:

      Woodfield Plaza opened in 1992 on an 18+/- acre site located approximately
1.0 miles west of the subject property, along the north side of Golf Road. As indicated above, this center is anchored by a Barnes & Noble Book Store, Linens 'N Things and Kohl's. The seven existing in-line tenants are generally local stores. The center is reportedly 100 percent occupied. While Linens 'N Things competes with Strouds, Barnes & Noble competes with Border's, and Kohl's competes (to a lesser degree) with Marshalls, this center is inferior in size, resulting in an inferior mix of merchandise and national tenants.

      Rental rates at this center currently range from approximately $14.00 to $16.00 per square foot, net, for the anchor spaces (excluding Kohl's) and from $17.00 to $20.00 per square foot, net, for the in-line tenants. Free rent is not currently quoted in the marketplace, and tenant improvement allowances are negotiable.


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                                                          Retail Market Analysis
================================================================================

Competitive Retail Center No. 2

Name:                          Woodfield Commons (East and West)

Location:                      S/W/Q Golf Road and Meacham Road

Owner/Developer:               Klaff-Joss Realty

Distance from Subject:         Directly southwest of the subject property,
                               across Golf Road

Year Opened/Renovated:         1973-1979

Total GLA:                     150,004+/- SF

Anchor Tenants:                Tower Records            23,OOO+/- SF
                               Comp USA                 25,000+/- SF
                                                        ------
                               Total                    48,OOO+/- SF

In-Line Shop GLA:              102,004+/- SF

Number of Mall Shops:          N/A

Land Area:                     14+/- acres

Parking/Ratio:                 935 cars/6.23 per 1,000 square feet

Comments:

      Woodfield Commons East and West are located within two blocks of the subject property, to the southwest. These are technically two separate centers separated by a freestanding Toys 'R Us. However, since they are generally of the same vintage and design, and are owned, managed and leased by the same group, we have treated this retail development as a single entity in this analysis. Comp USA is currently expanding at Woodfield Commons West. A new free-standing store is under construction on the west side of the center. Relative to the subject property, Woodfield Commons is an older shopping center, with an inferior tenant mix. According to the current leasing agent, rental rates for the anchor tenants typically range between $12.00 and $15.00 per square foot, net, while in-line tenant rents typically range from $16.00 to $19.00 per square foot, net. Occupancy at this development is currently at 100.0 percent. Access to and visibility of this center are considered inferior to the subject.


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                                                          Retail Market Analysis
================================================================================

Competitive Retail Center No. 3

Name:                             Woodfield Mall

Location:                         S/E/Q Golf Road and Meacham Road
                                  Schaumburg, Illinois

Owner/Developer:                  The Taubman Company

Distance from Subject:            Across Golf Road from the subject

Year Opened/Renovated:            1971/1995

Total GLA:                        2,300,000+/- SF

Anchor Tenants:                   J.C. Penny                315,498+/- SF
                                  Lord & Taylor             125,000+/- SF
                                  Marshall Fields           319,363+/- SF
                                  Nordstrom                 200,000+/- SF
                                  Sears                     364,772+/- SF
                                                          ---------
                                  Total                   1,324,633+/- SF

Mall Shop GLA:                    958,786+/- SF

Number of Mall Shops:             240+/- stores

Land Area:                        169+/- acres

Parking/Ratio:                    10,087 cars/5.04 per 1,000 square feet

Comments:

      Woodfield Mall, located just south of the subject property, is the largest mall in the Chicago area, and one of the largest in the country. This mall, characterized as an upscale/fashion super-regional retail center, is generally occupied by specialty shops and boutiques. As a result, this center is not directly competitive with the subject property, which is generally occupied by discount retailers and "category killers". In fact, Woodfield Mall has the positive effect of increasing the effective trade area for the subject property.

      Occupancy costs at malls are typically significantly higher than their community center counterparts due to higher common area and security costs, as well as the premium that is paid to be part of a center with such popular anchor tenants. Occupancy at this center is reported to be 96 percent.


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                                                          Retail Market Analysis
================================================================================

Competitive Retail Center No. 4

Name:                        One Schaumburg Place

Location:                    North of Higgins Road, west of Illinois Route 53
                             Schaumburg, Illinois

Owner/Developer:             Bank of America

Distance from Subject:       4+/- blocks south (3+/- min. drive time)

Year Opened/Renovated:       1991

Total GLA:                   574,075+/- SF

Anchor Tenants*:             Vacant                           23,744+/- SF
                             Cineplex Odeon                   49,545+/- SF
                             Vacant                           27,840+/- SF
                             Vacant                           29,892+/- SF
                             Vacant                           19,664+/- SF
                             Vacant                          115,491+/- SF
                             Vacant                           26,816+/- SF
                             Vacant                           10,352+/- SF
                                                             -------
                             Total                           303,344+/- SF

Mall Shop GLA*:              270,731+/- SF

Number of Mall Shops*:       69+/- stores

Land Area:                   39+/- acres

Parking/Ratio:               4,400 cars/ 7.66 per 1,000 square feet

Comments:

      One Schaumburg Place is a two-story hybrid of a community shopping center and a mall. This hybrid format, which is enclosed in the front (like a mall) but allows relatively quick access to specific stores from the parking area (like a community shopping center), has failed to find its niche in the Schaumburg retail market. Because the front of the center is enclosed with tinted glass, visibility of the stores within the center is obscured. The center was foreclosed upon by Bank of America and is currently about 15 percent occupied. Montgomery Wards and Office Max have both closed their stores at One Schaumburg Place during the past year. Leases range from $10.00 to $60.00 per square foot. Ownership is considering redeveloping the property.


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                                                          Retail Market Analysis
================================================================================

Other Competition

      As indicated previously, there is a variety of non-shopping center competition in the subject's immediate neighborhood. Namely, Golf Road is lined with a variety of single-tenant retail facilities and un-named strip shopping centers that typically have tenants that are in direct competition with tenants at the subject property. Such competitors include Best Buy, Sportmart, Computer City, Toys R Us, Venture, the Marshall Fields Home Store and Bed, Bath & Beyond.

      While not located in the immediate vicinity of the subject property, there is additional secondary shopping center competition at the intersection of Schaumburg Road and Barrington Road, in the west portion of Schaumburg, approximately five miles west of the subject. At this intersection there are four shopping centers, including Prairie Town Center, Shops at Schaumburg Court, Scharrington Square Shopping Center, and Target Greatland Center. In total, the centers were constructed between 1989 and 1995, and contain a total of approximately 834,000 square feet. Rental rates at these centers typically range from $12.00 to $20.00 per square foot, net.

      Outside of Schaumburg, the nearest competition for the subject property would be Meadows Town Mall, a regional shopping center located approximately three miles east of the subject at the intersection of Golf Road and Algonquin Road. Meadows Town Mall, constructed in 1990, contains approximately 382,000 square feet, and is anchored by Elek-Tek Computer Store, Value Club and Waccamaw Pottery. Although the anchor tenant spaces are similar in size to those at the subject, the tenancy is generally inferior to that of the subject.

Property Profile

      As of the inspection date, the subject property was 100 percent occupied by 27 tenants. Approximately 90.0 percent of the total GLA is occupied by anchor tenants. According to information provided by ownership, the credit rating, as available, and expiration date for each of the anchor tenants is summarized in the following table.


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                                                          Retail Market Analysis
================================================================================

================================================================================
       Tenant             Square Footage    S&P Credit Rating   Expiration Year
================================================================================
Builders Square            110,400 SF               B+                2019
--------------------------------------------------------------------------------
Circuit City                33,008 SF               NR                2009
--------------------------------------------------------------------------------
Saks Off Fifth              30,273 SF               NR                2011
--------------------------------------------------------------------------------
Service Merchandise         50,000 SF               BB                2014
--------------------------------------------------------------------------------
Office Max                  23,500 SF               NR                2010
--------------------------------------------------------------------------------
container Store             24,969 SF               NR                2011
--------------------------------------------------------------------------------
Sports Authority            42,396 SF               BB-               2013
--------------------------------------------------------------------------------
Marshall's                  40,000 SF              BBB+               2009
--------------------------------------------------------------------------------
Nordstrom Rack              40,000 SF               A+                2009
--------------------------------------------------------------------------------
Borders Books               30,000 SF               NR                2009
--------------------------------------------------------------------------------
Old Navy                    11,500 SF               NR                2000
--------------------------------------------------------------------------------
Strouds                     15,000 SF               NR                2004
================================================================================
Total GLA                  451,046 SF
================================================================================

Trade Area Definition

      In defining boundaries for the subject's primary trade area, several factors have been considered. First, the property's location with respect to transportation provides the basis for access to the area. Second, regional competition and geographic boundaries help to define the potential size of the trade area as a measure of distance from the property. Third, the merchandising mix and anchor alignment provide the basic draw of customers that are likely to patronize the property. Based on these observations, we believe that the primary trade area for the subject would extend outward to a radius of approximately 5-miles from the subject property. To add perspective to this analysis, we have segregated our survey into 3-, 5- and 10-mile concentric circles.

Population

      Once the market has been established, the focus of our analysis centers on the statistical data of the trade area, including population. Equifax National Decision Systems (ENDS) provides historical, current and forecasted population estimates for the trade area. Patterns of development density and migration are reflected in the current levels of population estimates. A detailed profile of the trade area is included in the Addenda of this report. The current and projected population for the trade area and the Chicago MSA is summarized in the following table.


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                                [GRAPHIC OMITTED]

                                Meacham and Golf
                              Schaumberg, Illinois
                              3, 5 & 10 Mile Radii

                          POPULATION % GROWTH 1996-2001
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                                                          Retail Market Analysis
================================================================================

================================================================================
                                   POPULATION
--------------------------------------------------------------------------------
                        1996                 2001           Compound Annual
  Region             Population           Population            Change
--------------------------------------------------------------------------------
  3-Mile               79,911                82,296              0.74%
  5-Mile              275,605               279,836              0.38%
  10-Mile             881,193               906,726              0.72%
Chicago MSA         7,748,902             7,911,503              0.42%
================================================================================

      Between 1980 and 1996, ENDS reports that the population within the subject 5-mile trade area increased from 237,839 to 275,605 residents. Through 2001, the population of the primary trade area is expected to continue its upward trend, and increase moderately to 279,836 individuals. The Chicago MSA has also experienced positive population growth during the studied time period; however, at rates which are approximately 50 percent of the trade area. Over the next five years, population growth within the subject trade area will outpace the Chicago MSA. As illustrated in the graphic on the facing page, the greatest percentage growth in the trade area will occur in the area immediately surrounding the subject property and to the south and west.

Households

      A household consists of all the people occupying a single housing unit. While individual members of a household purchase goods and services, these purchases actually reflect household needs and decisions. Thus, the household is a critical unit to be considered when reviewing market data and forming conclusions about the trade area as it impacts the retail center. National trends indicate that the number of households is increasing at a faster rate than the growth of the population. Several noticeable changes in the way households are being formed have caused the acceleration in this growth,

      o The population is living longer on average. This results in an increase of single and two person households.

      o The divorce rate increased dramatically during the 1980s, again resulting in an increase in single person households.

      o Many individuals have postponed marriage, also resulting in more single person households.

      The current and projected households for the trade area and the Chicago MSA is summarized in the following table.


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                                [GRAPHIC OMITTED]

                                Meacham and Golf
                              Schaumberg, Illinois
                              3, 5 & 10 Mile Radii

                          HOUSEHOLD % GROWTH 1996-2001
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                                                          Retail Market Analysis
================================================================================

================================================================================
                                   HOUSEHOLDS
--------------------------------------------------------------------------------
                        1996                 2001           Compound Annual
  Region             Households           Households            Change
--------------------------------------------------------------------------------
  3-Mile                 33,160              34,317             0.86%
  5-Mile                105,875             108,419             0.59%
  10-Mile               329,672             341,071             0.85%
Chicago MSA           2,836,769           2,888,589             0.36%
================================================================================

      According to ENDS, the subject's 5-mile trade area gained 37,736 households between 1980 and 1996. During the same time period, the Chicago MSA gained 302,879 households. Going forward, the rate of household formation within the subject trade area will outperform the projected overall household growth rate for the Chicago MSA, of 0.36 percent, annually, through 2001. The projected number of households in the subject's market area is presented in graphic form on the facing page. According to ENDS, the areas to the southwest and north are expected to experience the greatest growth in household formation during the next five years. The rate of household formations for the area immediately surrounding Woodfield Village Green is projected at 2.40 to 4.60 percent over the next five years.

      The residential population in the subject 5-mile trade area has a median age of 34.80 years and an average age of 35.44 years. The age group from 21 to 49 years is a critical target market for many retailers, and the subject primary trade area population has a significant percentage of residents within this age range. Within the subject trade area, approximately 49.72 percent of the population is within the age range of 21 to 49 years and 35.71 percent is within the age range of 30 to 49 years. This percentage distribution is slightly higher than the Chicago MSA, where 45.34 percent of the population falls within the age range of 21 to 49 years.

Trade Area Income

      A significant statistic for retailers is the income potential of a trade area's population. Income levels, either on a per capita, per family or household basis, indicate the economic level of the residents of the market area and form an important component of this total analysis. More directly, average household income, when combined with the number of households, is a major determinant of an area's retail sales potential.

      Trade area income figures for the subject support the profile of a middle- to upper-middle income market. A comparison of the trade area's relative ranking is shown on the following chart.


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                                                          Retail Market Analysis
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================================================================================
                             INCOME CHARACTERISTICS
--------------------------------------------------------------------------------
                                                     Compound Annual
    Region               1996              2001           Change
================================================================================
AVERAGE INCOME
--------------------------------------------------------------------------------
    3-Mile             $74,288           $99,444         6.08%
    5-Mile             $74,680          $100,888         6.36%
    10-Mile            $75,567          $101,223         6.13%
  Chicago MSA          $65,413           $87,766         6.06%
================================================================================
MEDIAN INCOME
--------------------------------------------------------------------------------
    3-Mile             $54,779          $64,691          3.67%
    5-Mile             $56,305          $66,049          3.47%
    10-Mile            $56,659          $66,565          3.43%
  Chicago MSA          $46,059          $57,508          4.54%
================================================================================

      Income figures in the subject trade area are generally above the figures for the Chicago MSA. Over the next five years, the median household income in the subject primary trade area is projected to increase at compound average annual rates ranging from 3.43 to 3.67 percent, as compared to an average growth expectations of 6.08 to 6.36 percent for the median income figure. The projected increase in the median and average household income figures within the subject trade area through the year 2001, which is in excess of historical inflationary figures, should benefit the subject property and projected retail sales during the ensuing five year period. The distribution of income within the subject 5-mile trade area can be summarized as follows:

================================================================================
                            1996 Household by Income
================================================================================
                   Category                     % of Households
================================================================================
           Greater Than    $150,000                   6.70%
--------------------------------------------------------------------------------
             $100,000   -  $149,999                   9.15%
--------------------------------------------------------------------------------
             $ 75,000   -  $ 99,999                  13.36%
--------------------------------------------------------------------------------
             $ 50,000   -  $ 74,999                  27.81%
--------------------------------------------------------------------------------
             $ 35,000   -  $ 49,999                  16.52%
--------------------------------------------------------------------------------
             $ 25,000   -  $ 34,999                  10.14%
--------------------------------------------------------------------------------
             $ 15,000   -  $ 24,999                   8.14%
--------------------------------------------------------------------------------
             $  5,000   -  $ 15,000                   6.76%
--------------------------------------------------------------------------------
             Less Than     $ 5,000                    1.43%
================================================================================


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                                [GRAPHIC OMITTED]

                                Meacham and Golf
                              Schaumberg, Illinois
                              3, 5 & 10 Mile Radii

                         HH 96 BY INCOME: MEDIAN (EST.)
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                                                          Retail Market Analysis
================================================================================

      As shown in the table on the previous page, the household income distribution in the subject trade area is concentrated in the $50,000 to $74,999 category. According to the statistics, over 15.0 percent of the households in the subject 5-mile trade area have an income in excess of $100,000 annually. The income characteristics of the trade area represent a significant base of purchasing power for the area. Provided on the facing page is a graphic presentation of the median household income distribution throughout the trade area. Note that the areas to the north of the subject property display the highest estimated median household income, ranging between $62,348 to $210,772.

Subject Sales

      According to information provided by DRA Advisors, the year-end 1996 retail sales for the subject anchor tenants, range from $110 per square foot for Builders Square to $488 per square foot for Nordstrom Rack. Woodfield Village Green had comparable retail sales of $237 per square foot as of year-end 1996.

Industry Average Sales

      Sales at the subject property can be analyzed in comparison to industry averages. In our initial appraisal in early 1996 we felt the subject had the potential to perform above regional and even national benchmarks. The following chart presents a comparison of average sales by center category for both power centers and community centers in the U.S.

====================================================================================================
                                           Comparison of Sales and Rent

                                      Power Center and Community Center Tenants
====================================================================================================
                                 U.S. Median*           U.S. Median*             U.S. Median**

                             Retail Power Center   Super Community Centers     Community Center
----------------------------------------------------------------------------------------------------
                            Sales    Rent    % of   Sales    Rent    % of   Sales    Rent    % of
Tenant Classification        PSF     PSF    Sales    PSF     PSF    Sales    PSF      PSF   Sales
====================================================================================================
Discount Department Store  $180.00  $ 3.42   1.9%  $165.00  $ 3.50   2.1%  $142.00  $ 4.41   3.1%
----------------------------------------------------------------------------------------------------
Superstore (Food)          $285.00  $ 4.58   1.6%    N/A      N/A    N/A   $372.00  $ 5.79   1.6%
----------------------------------------------------------------------------------------------------
Restaurant (w/liquor)      $234.00  $15.90   6.8%  $223.00  $13.99   6.3%  $210.00  $12.58   6.0%
----------------------------------------------------------------------------------------------------
Shoes                      $187.00  $12.00   6.4%  $180.00  $12.00   6.7%  $159.00  $13.00   8.2%
----------------------------------------------------------------------------------------------------
Cards & Gift               $105.00  $12.50  11.9%  $136.00  $12.62   9.3%  $127.00  $12.36   9.7%
----------------------------------------------------------------------------------------------------
Women's Ready to Wear      $122.00  $10.20   8.4%  $167.00  $13.48   8.1%  $146.00  $12.16   8.3%
----------------------------------------------------------------------------------------------------
Overall Average            $197.00  $ 7.22   3.7%  $188.00  $ 6.85   3.6%  $210.00  $ 7.19   3.4%
----------------------------------------------------------------------------------------------------
Median                     $200.00  $ 6.33   3.2%  $183.00  $ 6.80   3.7%  $199.00  $ 6.90   3.5%
----------------------------------------------------------------------------------------------------
Lower Decile               $ 87.00  $ 3.60   4.1%  $107.00  $ 3.21   3.0%  $117.00  $ 3.36   2.9%
----------------------------------------------------------------------------------------------------
Upper Decile               $292.00  $14.36   4.9%  $314.00  $12.33   3.9%  $371.00  $12.71   3.4%
====================================================================================================

* Urban Land institute "Dollars & Cents of Power Center, 1995"
** Urban Land Institute "Dollars & Cents of Shopping Centers, 1997"
================================================================================


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                                                          Retail Market Analysis
================================================================================

      Overall, average sales performance may be refined further as shown in the following chart.

==========================================================================================
                            Sales Performance Indices
                    U.S. Power Centers and Community Centers
==========================================================================================
                     Power Centers*       Super Community Centers*   Community Centers**
------------------------------------------------------------------------------------------
                                Southern                 Southern                 Southern
                 United States   Region   United States   Region   United States   Region
==========================================================================================
Overall Average           $197     $189            $188    $174             $210    $192
------------------------------------------------------------------------------------------
Median                    $200     $200            $183    $176             $199    $189
------------------------------------------------------------------------------------------
Lower Decile              $ 87       --            $107    $116             $117    $117
------------------------------------------------------------------------------------------
Upper Decile              $292       --            $314    $234             $371    $312
==========================================================================================

*  Urban Land Institute "Dollars & Cents of Power Center, 1995"
** Urban Land Institute "Dollars & Cents of Shopping Centers, 1997"
================================================================================

      From the above we see that industry averages and medians range from approximately $189 to $200 per square foot for power centers and $174 to $188 per square foot for super community centers. This is based on the 1995 ULI publication. More recently, ULI has put forth its 1997 version of operating results for standard community centers. Displayed above is a range of $189 to $210 per square foot as average/median performance ranges. Upper and lower decile levels show more dramatic swings as would be expected. Nonetheless, with sales of $237 per square foot, the subject falls above average/median industry benchmarks.

Retail Inventory - Chicago Metropolitan Area

      According to the 1996 Reis Reports, Inc., the six-county metropolitan area retail base is currently estimated to contain in excess of 140,000,000 square feet of gross leasable area (GLA), including approximately 27,000,000 square feet of regional mall space. Furthermore, the retail market in the Chicago metropolitan area has rapidly expanded over the past several years, adding almost 19.0 million square feet since 1992. Significantly, most of the new construction was pre-leased, with minimal speculative development having taken taking place.

      Based on statistics compiled in the 1997 Shopping Center Report, prepared by Mid-America Real Estate Corporation, total retail development during 1996 comprised 4.915 million square feet in 45 shopping centers. The following table illustrates the total retail development square footage in the Chicago MSA through 1996, as well as projected new additions for 1997 and 1998.


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================================================================================

================================================================================
                       ADDITIONS TO SUPPLY OF RETAIL SPACE
                            CHICAGO METROPOLITAN AREA
================================================================================
                    Number                 Number                   Total
                 Of Shopping             Of Shopping           Shopping Center
 Year          Centers Opening        Centers Expanding          Construction
--------------------------------------------------------------------------------
 1983                 9                       0                   1,078,000
 1984                 9                       0                   1,622,000
 1985                18                       1                   3,084,800
 1986                22                       1                   5,080,000
 1987                21                       4                   3,773,000
 1988                28                       5                   4,713,000
 1989                31                       7                   5,925,000
 1990                22                       9                   5,637,700
 1991                17                       6                   5,561,350
 1992                25                       5                   4,140,000
 1993                31                      14                   5,964,000
 1994                23                      18                   6,825,000
 1995                16                      12                   3,567,000
 1996                30                      15                   4,915,000
 1997                36                      26                   6,040,500
 1998                22                       7                   4,702,000
 TBA                ---                      ---                 10,479,000
--------------------------------------------------------------------------------
 Total              360                     133                  83,107,350
================================================================================
    Source: Mid-America Real Estate Corporation: 1997 Shopping Center Report.
================================================================================

      Much of the growth in shopping center inventory during the 1980's was related to the entrance of new retailers to the Chicago market, including stores like Wal-Mart, Cub Foods, Omni, and Office Max. This trend continued into the early 1990's as a new group of retailers entered Chicago and the existing retailers expanded. The retailers leading the way in terms of expansion in the Chicago Metropolitan Area during the early 1990's were Builders Square with 1.0 million square feet, Target Greatland with 875,000 square feet and Super Kmart with 760,000 square feet of new space. However, according to an October 1996 article in Crain's Chicago Business, the expansion of the major big-box retailers has slowed during 1996. Many major retailers, including Target Greatland, Super Kmart, Home Depot and Circuit City, appear to be filling in existing vacancies rather than pursuing the aggressive expansion plans of recent years. In a relative sense, the slowdown quoted by the Crain's survey may be true; however, the actual and projected expansion plans by the big-box retailers is still significant.

      According to the same survey, Home Depot led the industry in retail expansion during 1996 by adding 1.2 million square feet and 11 new stores to their existing Chicago MSA inventory. Home Depot was followed by Menard's with five stores and 800,000 square feet; Jewel with 6 stores and 525,000 square feet; Dominick's with five stores and 500,000 square


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                                                          Retail Market Analysis
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feet and Target Greatland with five stores and 450,000 square feet. According to the February 1997 Big Box Vacancy Study completed by Mid-America, 2,476,200 square feet of big box space was absorbed during 1996; as compared to 2,548,041 square feet of new available big box space that was placed on the market. As of February 1997, there were approximately 275 big box spaces comprising 9,489,001 square feet of retail space available for lease in the Chicago MSA.

      Based on Mid-America's 1997 Shopping Center Report, the fastest growing category of retail space continues to be power centers. Power centers eliminate mall shop space and cluster big-box users, which have come to be known as "category killers", because they to come into a market with numerous locations and have a greater selection of merchandise and lower prices than most competitors, often forcing them out of the market. Low pricing is accomplished through rapid inventory turnover, efficient distribution networks, and deep-pocketed financial backing. Information provided by CB Commercial indicates that more than 80 percent of the metropolitan area's 4.2 million square feet of power center space has come on-line since 1990.

      Competitive pressures continue to produce retail casualties. As of October 1996, Handy Andy Home Improvement Centers, Inc., a Schaumburg-based hardware store chain, which filed for Chapter 11 bankruptcy protection in the Fall of 1995, had closed 23 stores comprising 1.7 million square feet. Handy Andy was followed by Today's Man, who closed seven stores with 155,000 square feet, Quill's Office Furniture with four stores and 100,000 square feet and Sportmart who closed two stores measuring 85,000 square feet during 1996.

      Specialty stores have enjoyed increasing success attracting consumers from traditional department stores and other mass merchandisers. To compete with these expanding discount retailers, as well as to promote the continuing popularity of specialty stores, the majority of regional malls in the metropolitan area have upgraded and expanded their existing facilities.

Vacancy Rates

      The retail vacancy rate in the six-county metropolitan area has fluctuated between 2.3 and 10.3 percent since 1980. The following table reflects historical retail vacancy rates over the last 16 years.


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                                                          Retail Market Analysis
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================================================================================
                             HISTORICAL VACANCY RATE
                          SIX COUNTY METROPOLITAN AREA
--------------------------------------------------------------------------------
                      Year                    Vacancy Rate
--------------------------------------------------------------------------------

                      1980                         2.3%
                      1981                         6.5%
                      1982                         6.4%
                      1983                         6.0%
                      1984                         7.0%
                      1985                         9.9%
                      1986                         8.3%
                      1987                         8.0%
                      1988                         8.0%
                      1989                         9.5%
                      1990                        10.3%
                      1991                         9.0%
                      1992                         8.6%
                      1993                         9.2%
                      1994                         7.8%
                      1995                         7.2%
                      1996                         9.9%
               First Quarter 1997                 10.2%
--------------------------------------------------------------------------------
*1990-1st QTR 1997 rates supplied by CB Commercial Real Estate Group, Inc. and The REIS Reports, Chicago Retail Market Report 1990 provided earlier historical data.
================================================================================

      The Fourth Quarter, 1996 retail market survey prepared by CB Commercial indicates that the retail vacancy rate for the Chicago metropolitan area rose 270 basis point from 1995 to 1996. As of First Quarter 1997, the overall vacancy rate had further increased 30 basis points. The survey was based on an inventory of 86.7 million square feet of community/neighborhood and strip-shopping centers in excess of 50,000 square feet. The increase in the amount of vacant retail space was primarily a function of the neighborhood/community center category. While vacancy rates for strip/in-line and free standing centers remained relatively stable, the amount of vacant space in community/neighborhood centers increased from about 7.0 to 10.4 percent during the studied time period. As previously discussed, one reason for the dramatic rise in the vacancy rate is the recent closings of several big box discount retailers, such as Today's Man and Handy Andy. The following table summarizes the vacancy rate for each submarket as of Fourth Quarter 1996 and First Quarter 1997.


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                                                          Retail Market Analysis
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================================================================================
                  RETAIL SUBMARKET VACANCY RATES - CHICAGO MSA
--------------------------------------------------------------------------------
     Submarket              4th Quarter        1st Quarter        Basis Point
                               1996               1997               Change
--------------------------------------------------------------------------------
Far Northwest Suburbs          8.9%               9.1%                +20
--------------------------------------------------------------------------------
Far North Suburbs              7.9%              10.4%                +250
--------------------------------------------------------------------------------
Northwest Suburbs             12.9%              13.4%                +50
--------------------------------------------------------------------------------
North Suburbs                  9.7%               8.1%               -160
--------------------------------------------------------------------------------
Far West Suburbs(1)           11.2%              11.6%                +40
--------------------------------------------------------------------------------
West Suburbs                  10.2%              10.9%                +70
--------------------------------------------------------------------------------
North City                     3.7%               4.1%                +40
--------------------------------------------------------------------------------
Kane County                    7.4%               7.0%                -40
--------------------------------------------------------------------------------
South City                     9.2%               9.2%                ---
--------------------------------------------------------------------------------
Far Southwest Suburbs          5.3%               5.7%                +40
--------------------------------------------------------------------------------
Southwest Suburbs              7.3%               7.8%                +50
--------------------------------------------------------------------------------
South Suburbs                 15.0%              14.6%                -40
--------------------------------------------------------------------------------
(1) Subject Submarket
================================================================================

      As indicated above, the North City retail submarket had the lowest vacancy rate in the Chicago MSA as of First Quarter 1997. Vacancy rates in the submarkets showed mixed results between Fourth Quarter 1996 and First Quarter 1997. As defined by CB Commercial, the Far West Suburbs submarket contains 17,969,960 square feet of retail space, or 20.7 percent of the total MSA inventory.

      Vacancy rates in anchored community/neighborhood shopping centers, the largest segment of the inventory with approximately 70.9 million square feet of space, showed an increase from 10.0 percent in the Fourth Quarter of 1996 to
10.4 percent as of First Quarter 1997. Also included in the survey are 5.2 million square feet of freestanding centers, which have a current vacancy rate of 3.9 percent, unchanged from Fourth Quarter 1996. For the 10.5 million square feet of unanchored strip centers tracked by the survey, vacancy rates decreased from 12.2 to 11.8 percent during the studied time period.

Market Terms, Concessions and Commission Structure

      Our survey of market participants included a broad cross section of shopping center owner/developers and leasing agents. Typical lease terms in the Chicago area for regional and national tenants range from 10 to upwards of 25 years. Typically, retail leases are structured on a net basis with the tenant responsible for a full pro-rata share of taxes and


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                                                          Retail Market Analysis
================================================================================

operating expenses. Rental increases in the form of a CPI increase, or a fixed step-up, are usually sought, and generally achieved on the longer lease terms. The strength of a particular property or location generally dictates the ability of a landlord to command rental increases.

      In addition to the minimum base rent, many retail tenants will contract to pay a percentage of their gross annual sales over a pre-established base amount as overage rent. It is most common for leases to have a natural breakpoint although many do have stipulated breakpoints. The average overage percentage for medium sized retail tenants is in a range of 3 to 5 percent. Traditionally, it takes a number of years for a retail center to mature and gain acceptance before generating any sizable percentage income. As a center matures, the level of overage rents typically becomes a larger percentage of total revenue. It is a major ingredient protecting an investor against inflation.

      Similarly, concessions will vary considerably by property and tenant type. Anchor tenants are generally in a better negotiating position to extract concessions in the form of free rent or improvement allowances. However, if an anchor is strongly motivated to be in a particular market, it is not unusual for an owner to be able to maintain a firm bargaining position, yielding little or no concessions. In our view, the subject's location is considered to be very desirable. As such, we would be inclined to conclude that prospective tenants would expect little in the way of concessions if looking to lease space at the subject property.

      Leasing commissions in Chicago are typically charged on the basis of a flat amount per square foot, with the commission rate representing an inverse relationship relative to the size of the space leased. For instance, for retail leases ranging between 10,000 to 20,000 square feet, the rate is quoted between $2.00 and $3.00 per square foot. For the smaller spaces, with less than 10,000 square feet, the commission rate is quoted at $3.00 to $4.00 per square foot. When outside brokers are involved, the commission rate increases by 25 to 50 percent. Renewals of retail leases are typically charged at 50 percent of the new commission rate.

Conclusion

      The trade area profile discussed encompassed a radii based analysis that was established based upon a study of competitive retail developments. Marketing information relating to these sectors was presented and analyzed in order to determine patterns of change and growth as it impacts the subject. A compilation of this data provides the basis for our projections and forecasts particular to the subject property. The following summarizes our key conclusions:

      o The subject property benefits by having visibility and accessibility along Golf Road and its proximity to Route 53 and Interstate 90. The center further benefits from its proximity to Woodfield Mall and the surrounding retail development. Woodfield Village Green is located in the heart of the retail


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                                                          Retail Market Analysis
================================================================================

            destination area for the northwest suburban communities within the Chicago MSA.

      o The basic demographics of the primary trade area outperform that of the Chicago MSA, and population is expected to increase during the next five years. The population within the subject's primary five-mile trade radius is significant at 275,605. Household incomes in the subject's trade radii are strong, compared to the household income characteristics for the entire Chicago MSA.

      o The subject property appeared to be in excellent physical condition, with no evidence of deferred maintenance, at the time of inspection.

      o Each of the major tenants at the subject property appears to have competition in the neighborhood. However, the subject's tenants benefit by their presence in a superior power center setting and their generally superior locations, compared to their competition.

      o The subject has been in existence since 1994. Although the subject property is relatively new, it is located in a retail hub that has been firmly established since 1971, when Woodfield Mall opened. The success of retailers in the area is well documented. Although population and household growth in the subject's trade radii are anticipated to moderate over the next five years, the trade area will remain one of the strongest in the Chicago metropolitan area. Only the Oak Brook area and the north suburbs are thought to have a similarly desirable trade area, compared to the subject's neighborhood.


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                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

Location:               Northeast corner of Golf and Meacham Road
                        Schaumburg, Cook County, Illinois

Shape:                  Irregular

Site Area:              The total site area is 62.648-acres, allocated as
                        51.461+/- acres to the improvements and 11.19-acres of excess land.

Frontage:               The subject land parcel has good frontage along
                        Golf Road, Meacham Road and Central Park
                        Boulevard.

Topography/Terrain:     Generally level and at street grade

Street Improvements:    Golf Road and Meacham Road are two-way, six-
                        lane arterials with left-hand turn lanes adjacent to the subject. Golf Road is asphalt paved while
                        Meacham Road is of concrete construction.
                        Both roadways are further improved with
                        concrete curbing, sidewalks, and street lighting.
                        Central Park Boulevard is a two-lane side street that is concrete paved and improved with concrete curbs and gutters, as well as street lights.

Soil Conditions:        No study of soils was conducted as part of this
                        appraisal and no opinion is rendered on sub-soil conditions. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property.

Utilities

         Water:         City of Schaumburg
         Sewer:         City of Schaumburg
         Electricity:   Com Ed
         Telephone:     Ameritech


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                                [GRAPHIC OMITTED]

                                  LEASING PLAN
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                                                            Property Description
================================================================================

Access: Primary access is gained via Golf Road and Meacham Road. Ingress/egress to the subject's primary site is gained via curb-cut entrances along Golf Road (2), Meacham Road (3), and Central Park Boulevard (3).

Land Use Restrictions:    We were provided with an A.L.T.A. title commitment
                          from the Chicago Title Insurance Co. dated September
                          18,1995 for our previous appraisal report. The title report cites various utility and reciprocal easement agreements which seem to be typical for such a land use. We do not know of any other easements, encroachments or restrictions that would adversely affect the site's use.

Flood Hazard:             The subject property lies in Flood Zone C according to
                          flood map number 170054-0065B, effective April 1,1981.
                          Flood Zone C is defined as an area that experiences minimal flooding.

Wetlands:                 No wetlands study has been provided for this
                          analysis. If a subsequent engineering survey reveals the presence of regulated wetlands, we reserve the right to amend this valuation.

Hazardous Substances:     Please refer to our Assumptions and Limiting
                          Conditions with an explanation as to our disclaimer regarding hazardous substances.

Comments:                 Overall, the size, topography and site configuration
                          appear functionally adequate and conducive for retail utilization. The site is serviced by all public utilities and the curb appeal of site improvements is good.

Improvements Description

      The subject site has been improved with a single-level retail center with a total GLA of 501,092 square feet (excluding the non-owned outparcel). A more complete description of these improvements follows. Please refer to the leasing plan on the facing page for the location of the improvements on the subject tract.


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                                                            Property Description
================================================================================

General Description

         Type:                Power/community center

         Year Built:          1994

         Size: 501,092 square feet, excluding the 7,000 non-owned square foot outparcel

                                    ===========================================
                                             Tenants           Square Footage
                                    ===========================================
                                    Builders Square              110,400 SF
                                    -------------------------------------------
                                    Circuit City                  33,008 SF
                                    -------------------------------------------
                                    Saks Off Fifth                30,273 SF
                                    -------------------------------------------
                                    Service Merchandise           50,000 SF
                                    -------------------------------------------
                                    Office Max                    23,500 SF
                                    -------------------------------------------
                                    Container Store               24,969 SF
                                    -------------------------------------------
                                    Sports Authority              42,396 SF
                                    -------------------------------------------
                                    Marshall's                    40,000 SF
                                    -------------------------------------------
                                    Nordstrom Rack                40,000 SF
                                    -------------------------------------------
                                    Borders Books                 30,000 SF
                                    -------------------------------------------
                                    Old Navy                      11,500 SF
                                    -------------------------------------------
                                    Strouds                       15,000 SF
                                    -------------------------------------------
                                    Outparcel                      7,000 SF
                                    -------------------------------------------
                                    In-Line < 10,000 SF           50,046 SF
                                    ===========================================
                                    Total GLA                    508,092 SF
                                    ===========================================

         Original Developer:  Homart Development Company

Construction Detail

         Foundations:         Poured reinforced concrete.

         Framing: Structural steel frame, column and beam construction.

         Floors:              Poured concrete slab

         Exterior Walls:      Brick, concrete block and dryvit

         Roof Structure:      Steel deck.

         Storefronts:         Plate glass set in aluminum framing.


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                                                            Property Description
================================================================================

         Pedestrian Doors:    Safety glass in aluminum frame; mixture of manual
                              and electrically operated tempered glass doors.

         Loading/Rear
         Service Doors:       In-line shops have flush type single metal doors
                              at grade. Anchors have depressed drive-way loading docks with hollow metal overhead doors.

Mechanical Detail

         Heating and Cooling: Rooftop units provide heating, insulation, and air conditioning in each of the tenant spaces.

         Plumbing:            Water and sanitary sewer connections for each
                              tenant suite (required for one lavatory and one water closet in restroom) are installed. Water and sewer usage is metered individually and billed to tenants by the local utility.

         Electrical Service:  Adequate commercial service is provided for each tenant space and billed directly by Com Ed for usage.

         Fire Protection:     The buildings are completely sprinklered in
                              accordance with local regulations. Fire hydrants are provided throughout the property.

Interior Detail

         Layout and Design:   The layout of the shopping center is somewhat
                              unconventional. By its sheer size alone, Builder's Square would be considered the major anchor tenant. However, the Builder's Square, situated along the east side of Meacham Road, is tucked behind the other retail tenants of the center, which are generally oriented east-to-west along the north side of Golf Road. As a result, Builder's Square is not visible from Golf Road and, in fact, appears to be a separate stand-alone retail building that is not part of the subject shopping center. Additionally, Builder's
                              Square is considered a destination-oriented retailer. As a result, it is not likely that Builder's Square contributes much to the other tenants of the


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                                                            Property Description
================================================================================

                              center in terms of increased traffic flow.
                              Instead, the quantity, quality and diversity of the subject's minor anchor tenants serves to create substantial retail synergy at the center.

                              The buildings' interior sales areas include both exposed painted ceilings and dropped acoustical tile ceilings. Floor coverings include vinyl tile, ceramic tile and commercial grade carpeting. Ceiling heights range from 12 to 18 feet. On an overall basis, the building characteristics are functional for their current retail uses.

         Outparcels:          Currently, there is one separate 7,000 square
                              foot outparcel that has been sold off to California Pizza kitchen. As will be discussed in the Supplemental Valuation section at the end of this report, the excess land measures
                              11.19-acres.

Site Improvements

         On-Site Parking:     There are a total of 3,065 parking spaces at
                              Woodfield Village Green. However, we have estimated that 546 spaces have been developed for the vacant pad-sites. Therefore, the number of parking spaces serving the primary site of the subject property, including the non-owned pad site, is estimated at 2,519 spaces, or approximately 5.0 spaces per 1,000 square feet of GLA. Parking areas are graded and asphalt-paved.
                              The lot is striped throughout.

         Landscaping:         Landscaping is primarily comprised of grass,
                              ground cover, small trees and shrubs, and various plants.

         Other: Parking lot lighting is provided with anodized aluminum high intensity lighting.


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                                                            Property Description
================================================================================

Comments:                     Overall, the site and building improvements
                              appear to be well designed and configured for retail utilization. Site configuration appears well suited for vehicular movement and visibility.

                              Analysis of the structural integrity of each building is beyond our expertise and best made by a professional engineer.

                              Our review of the subject's neighborhood reveals that there are no extraordinary external influences which negatively impact the value of the subject property.


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                                             REAL PROPERTY TAXES AND ASSESSMENTS
================================================================================

      The subject property is assessed for real estate tax purposes by the Cook County, Illinois, Assessors Office. Assessments are subject to a state equalization factor to make assessments uniform throughout the state. The state equalization factor is reset every year and is applied to the concluded assessed value to determine the equalized value, to which the tax rate is applied. The 1995 equalization factor for Cook County is 2.12. Real estate taxes are paid in arrears; taxes are payable in two installments before March 1st and September 1st of the respective year. The subject improvements are identified by six tax parcel numbers. The tax parcel numbers, equalized value and real estate tax liability for 1995 are summarized in the following table.

================================================================================
                         REAL ESTATE TAXES & ASSESSMENT
                             Woodfield Village Green
--------------------------------------------------------------------------------
                     Assessors             State            1995 Tax Liability
                  Opinion of Fair       Equalization          Payable in 1996
Parcel Number       Market Value         Valuation

07-12-400-024       $   141,578         $   300,754           $   26,968.61
07-12-400-025       $   860,599         $ 1,828,170           $  163,932.00
07-12-400-026       $ 1,904,531         $ 4,045,795           $  362,786.44
07-12-400-027       $ 3,295,536         $ 7,000,707           $  627,753.40
07-12-400-028       $ 1,933,529         $ 4,107,396           $  368,310.20
07-12-400-029       $ 7,747,416         $16,457,836           $1,475,774.15
                    -----------         -----------           -------------
   Total            $15,883,189         $33,740,658           $3,025,524.80
================================================================================

      Based on the above, the total real estate taxes payable in 1996, for the subject property, amount to $3,025,525, or $6.04 per square foot of gross leasable area. The 1996 assessments and real estate tax liability payable in 1997 were not available as of the appraisal date. According to ownership, the current real estate tax liability is under protest.


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                                                                          ZONING
================================================================================

      The subject property is zoned B-5, a Planned Regional Center designation, by the City of Schaumburg. This district is intended to permit the orderly development, redevelopment and continued maintenance of regional commercial centers, and uses compatible therewith, including, but not limited to banks, restaurants, offices, theaters, and hotels, which are located in one or more structures or included in an integrated complex of structures.

      Based on discussions with a Schaumburg City Planner, the subject has been constructed within the confines of the B-5 regulations. As such, we assume that all general requirements have been met and that the existing as well as the proposed improvements conform to code.

      We know of no deed restrictions, private or public, that further limit the subject property's use. The research required to determine whether or not such restrictions exist, however, is beyond the scope of this appraisal assignment. Deed restrictions are a legal matter and only a title examination by an attorney or title company can usually uncover such restrictive covenants. Thus, we recommend a title search to determine if any such restrictions do exist.


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                                                            HIGHEST AND BEST USE
================================================================================

      According to the Dictionary of Real Estate Appraisal, Third Edition
(1993), a publication of the Appraisal Institute, the highest and best use of the site as though vacant is defined as:

      Among all reasonable, alternative uses, the use that yields the highest present land value, after payments are made for labor, capital, and coordination. The use of a property based on the assumption that the parcel of land is vacant or can be made vacant by demolishing any improvements.

      We have evaluated the site's highest and best use improved and as if vacant. In both cases the highest and best use must meet four criteria. The use must be (1) physically possible, (2) legally permissible, (3) financially feasible, and (4) maximally productive. Because the site is improved with improvements that generate an important return, the focus of the highest and best use is on the site as improved.

Highest and Best Use of Property as Improved

      Physical Factors

      The first constraint imposed on the possible use of the site is dictated by the physical aspects of the parcel itself. As noted in our Property Description section of the report, the site is of sufficient size to accommodate the improvements. The site is level, all necessary utilities are available and it has good visibility and accessibility. The improvements have been designed as a viable community shopping complex. The anchor alignment is unique to the market and serves to extend its draw beyond the immediate neighborhood. The layout and design are adequate for its use as a shopping center. Finally, compatibility with existing neighboring uses is also an important consideration. Based on our analysis, the current use of the site is physically possible.

      Legal Factors

      To the best of our knowledge, the property complies with all of the zoning requirements under the B-5, Planned Regional Center classification. As noted, there are no private restrictions which are known to adversely affect the utilization of the site. As such, the existing leases and REA's which are in-place dictate a retail use for the property.

      Financial Feasibility/Maximum Productivity

      After analyzing the physically possible and legally permissible aspects of the property, the highest and best use must be considered in light of financial feasibility and maximum productivity. For a potential use to be seriously considered, it must have the potential to provide a sufficient return to attract investment capital over alternative forms of investment. A positive net income or acceptable rate of return would indicate that a use is financially feasible.


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                                                            Highest and Best Use
================================================================================

      As discussed in the Neighborhood and Retail Market Analysis sections of this report, the subject is part of a regional retail destination that serves a significant trade area. Based on our analysis, we find that the property, under the concept of continued use, will produce a sufficient income stream to an investor. An alternative use would not be economically justifiable and, as a result, fail the test of financial feasibility and maximum productivity. Therefore, we have concluded that the highest and best use of the site as improved is for retail utilization as a shopping center.

      In addition, ownership has indicated that the development plan that has been submitted to and approved by the City permits the addition of approximately 110,000 square feet of retail GLA. Given the fact that parking and other site improvements for this additional GLA is already in-place, we believe the highest and best use, as improved, would be to either sell off the additional land area of continue to improve it will additional retail GLA. An analyses and valuation of this excess land as presented in the Supplemental Valuation section of this report.

Highest and Best Use, As Vacant

      Physical Factors

      The subject parcel is large enough to accommodate a variety of uses, including office, retail, hotel and other miscellaneous commercial uses. The subject's highway and interstate access greatly enhance its appeal for a use that relies upon the ability of patrons to be afforded quick and easy access. This is particularly true for a destination retail property which, by necessity, must attract consumers from points beyond its immediate neighborhood. As articulated, both Golf Road and Meacham Road are principal commercial arterials that are characterized by numerous shopping centers, free-standing retail stores, automobile dealerships, and service-oriented retail buildings. Accordingly, we would find that a retail use of the site would be the most compatible with the environs. Overall, we view the site as being free of any physical limiting conditions that may restrict its development and as such, a large scale commercial project would be a potential use for the site as if vacant.

Legal Factors

      The second test concerns permitted uses. Legal restrictions, as they apply to the subject are public restrictions of zoning. The B-5, Planned Regional Center designation is designed primarily for commercial utilization. The requirements of this zone are general guidelines, with final plans requiring formal approval from the City. Based on the site's size and layout, with consideration given to parking constraints, a retail building of similar size to the existing improvements may be a permitted use. Due to the site's frontage and proximity to other commercial uses, we believe that retail uses would be a legally conforming use for the site.

Financial Feasibility/Maximum Productivity

      After determining those uses which are physically possible and legally permissible, the remaining uses must be analyzed in light of their financial feasibility. The Chicago MSA is


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                                                            Highest and Best Use
================================================================================

characterized by economic conditions that have been favorable over the past several years. The retail market has not been as negatively affected by the over-building and concessions which have plagued other commercial markets. In addition, we see no significant changes in the local demographics which might threaten the economic viability of the subject site.

      The last test of highest and best use is that of maximum productivity. While this implies a quantitative analysis, it is often most qualitative and sensitive to community, social, political, and governmental standards. In this case, the site is located in an area dominated by regional retail uses, particularly in the form of Woodfield Mall, located directly south of the subject property. Other existing neighborhood uses further compliment a retail use of the site. The subject's size, location and proximity to regional road networks and residential nodes, leads us to the conclusion that the Highest and Best Use for the subject property, as if vacant, would be for a commercial/retail utilization built to its maximum feasible FAR.


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                                                               VALUATION PROCESS
================================================================================

      Appraisers typically use three approaches in valuing real property: The Cost Approach, the Income Approach and the Sales Comparison Approach. The type and age of the property and the quantity and quality of data effect the applicability in a specific appraisal situation.

      The Cost Approach renders an estimate of value based upon the price of obtaining a site and constructing improvements, both with equal desirability and utility as the subject property. Historically, investors have not emphasized cost analysis in purchasing investment grade properties such as power and large community centers. The estimation of obsolescence for functional and economic conditions as well as depreciation on improvements makes this approach sometime problematic. Furthermore, the Cost Approach fails to fully consider the value of anchor store commitments and the difficulty of site assemblages for such properties. As such, the Cost Approach will not be employed in this analysis due to the fact that the marketplace does not rigidly trade leased shopping centers on a cost/value basis.

      The Sales Comparison Approach is based on an estimate of value derived from the comparison of similar type properties which have recently been sold. Through an analysis of these sales, efforts are made to discern the actions of buyers and sellers active in the marketplace, as well as establish relative unit values upon which to base comparisons with regard to the subject. Furthermore, this approach has been used to develop investment indices and parameters from which to judge the reasonableness of our principal approach, the Income Approach.

      By definition, the subject property is considered an income/investment property. Properties of this type are historically bought and sold on the ability to produce economic benefits, typically in the form of a yield to the purchaser on investment capital. Therefore, the analysis of income capabilities are particularly germane to this property since a prudent and knowledgeable investor would follow this procedure in analyzing its investment qualities. Therefore, the Income Approach has been emphasized as our primary methodology for this valuation. This valuation concludes with a final estimate of the subject's market value based upon the total analysis as presented herein.


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                                                       SALES COMPARISON APPROACH
================================================================================

Methodology

      The Sales Comparison Approach provides an estimate of value by comparing recent sales of similar properties in the surrounding or competing area to the subject property. Inherent in this approach is the principle of substitution, which holds that "when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming that no costly delay is encountered in making the substitution."

      By analyzing sales that qualify as arms-length transactions between willing, knowledgeable buyers and sellers, we can identify market value and price trends. Comparability in physical, locational and economic characteristics is an important criterion when comparing the sales to the subject property. The basic steps involved in the application of this approach are as follows:

      1. research recent, relevant property sales and current offerings throughout the competitive marketplace;

      2. Select and analyze properties considered most similar to the subject, giving consideration to the time of sale, any change in economic conditions which may have occurred since the date of sale, and other physical, functional, or locational factors;

      3. Reduce the sales price to a common unit of comparison, such as price per square foot of gross leasable area that is to be sold;

      4. Make appropriate adjustments between the comparable properties and the property appraised;

      5. Identify sales which include favorable financing and calculate the cash equivalent price;

      6. Interpret the adjusted sales data and draw a logical value conclusion.

      Since this approach relies primarily on physical units of comparison, it requires an adequate sample of recently sold properties that possess physical, economical and financial comparability to the proposed subject property. Implicit in this definition of comparability is the concept of utility, in that the motivation and needs of a particular segment of market demand are comparably met or served.

Sales Comparison Approach Analysis

      The most widely-used and market-oriented units of comparison for properties such as the proposed subject property are the sales price per square foot or gross leasable area (GLA) purchased and the overall capitalization rate extracted from an analysis of the sales.

      Comparability in both physical and economic characteristics are the most important criteria in analyzing these sales in relation to the subject property. However, it is also


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

--------------------------------------------------------------------------------
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        Anchor
Sale                                    Sale    Yr. Built/                  Site Area     Site                 Anchor   GLA as %
 No.         Name/Location              Date    Condition    Sale Price    (Sq. Ft.)   Coverage   GLA Sold     GLA     of Total
---------------------------------------------------------------------------------------------------------------------------------
 1    Maple Park Place                 Jan-97     1992       $15,262,150    1,089,000    20.21%    220,095    165,700   75.29%
      NWC Boughton & Naperville Rd                ----
      Will County                                 Good
      Bolingbrook, Illinois
---------------------------------------------------------------------------------------------------------------------------------
 2    Village Square of Northbrook     Aug-96     1996       $65,000,000    1,219,680    20.3%     334,190    293,543   87.8%
      45-303 Skokie Blvd.                         ----
      Cook County                              Excellent
      Northbrook, Illinois

---------------------------------------------------------------------------------------------------------------------------------
 3    Market Square S.C.               Oct-95     1990       $14,000,000      923,472    20.3%     187,168    114,086   61.0%
      SEC/Route 53 & Briarcliff Rd.               ----
      DuPage County                               Good
      Bolingbrook, Illinois

---------------------------------------------------------------------------------------------------------------------------------
 4    Prairie Town Center              Aug-95     1992       $14,125,000      678,665    23.87%    162,000     74,499   45.99%
      2450-2590 Schaumburg Rd.                    ----
      Cook County                              Excellent
      Schaumburg, Illinois
---------------------------------------------------------------------------------------------------------------------------------
 5    Woodland Commons S.C.            Apr-95     1991       $21,000,000    1,184,334    14.4%     170,406     88,807   52.1%
      NEC/Route 22 & Buffalo Gr.                  ----
      Lake County                               Very Good
      Buffalo Grove, Illinois


---------------------------------------------------------------------------------------------------------------------------------
 6    Meridian Retail Center           Mar-95     1994       $12,300,000      875,164    18.4%     160,965    135,216   84.0%
      Route 59 & Glacier Park Ave.                ----
      DuPage County                               Good
      Aurora, Illinois
---------------------------------------------------------------------------------------------------------------------------------
 7    Maple Park Place                 Jan-95     1992       $15,403,352    1,089,000    20.21%    220,095    165,700   75.29%
      NWC Boughton & Naperville Rd                ----
      Will County                                 Good
      Bolingbrook, Illinois




---------------------------------------------------------------------------------------------------------------------------------
 8    The Commons of Oak Brook         Oct-94     1994       $19,970,000      602,009    17.32%    104,278    104,278   100%
      NEC Route 83 & 16th Street                  ----
      DuPage County                             Excellent
      Oak Brook, Illinois

---------------------------------------------------------------------------------------------------------------------------------
 9    Orland Town Center               Sep-94     1994       $12,000,000      871,200    15.4%     134,000     55,873   41.7%
      SEC/159th & 95th Avenue                     ----
      Cook County                               Excellent
      Orland Hills, Illinois


---------------------------------------------------------------------------------------------------------------------------------
10    Darien Towne Center              Sep-94     1994       $21,800,000    1,089,000    21.1%     230,000    127,267   55.3%
      Lyman Avenue & 75th Street                  ----
      DuPage County                             Excellent
      Darien, Illinois


---------------------------------------------------------------------------------------------------------------------------------
11    Woodfield Plaza S.C.             Feb-94     1993       $17,245,688      777,000    22.8%     177,308    138,958   78.4%
      NWC/Golf & Basswood                         ----
      Cook County                                 Good
      Schaumburg, Illinois


---------------------------------------------------------------------------------------------------------------------------------
      Average                                                $21,180,535      945,321    19.48%     190,955   133,085   68.81%
---------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

Sale                                  Sale Price/Sq.  NOI/                                    Occupancy
 No.         Name/Location                  Ft.      Sq. Ft.      OAR        Anchor Tenants     At Sale          Comments
------------------------------------------------------------------------------------------------------------------------------------
 1    Maple Park Place                   $69.34       $7.07      10.20%      Kmart                 98%    Notable tenants include
      NWC Boughton & Naperville Rd                                           Eagle Foods                  McDonald's, GNC and
      Will County                                                            Builders Square              Boston Market.
      Bolingbrook, Illinois                                                  (non-owned)
------------------------------------------------------------------------------------------------------------------------------------
 2    Village Square of Northbrook      $194.50      $17.51       9.00%      Circuit City        100.0%   Additional tenants
      45-303 Skokie Blvd.                                                    Container Store              include: Nordstrom
      Cook County                                                            Super Crown                  Rack, Sports Authority,
      Northbrook, Illinois                                                   Marshalls                    Petsmart, Linens &
                                                                             Fresh Fields                 Things and Zany Brainy.
------------------------------------------------------------------------------------------------------------------------------------
 3    Market Square S.C.                 $74.80       $7.75      10.36%      Wal-Mart             96.0%   Wal-Mart has option to
      SEC/Route 53 & Briarcliff Rd.                                                                       expand 30,000. Other
      DuPage County                                                                                       tenants include Aldi
      Bolingbrook, Illinois                                                                               Food Store, Bedding
                                                                                                          Experts.
------------------------------------------------------------------------------------------------------------------------------------
 4    Prairie Town Center                $87.19       $8.33       9.56%      Kmart               100%     Other tenants include
      2450-2590 Schaumburg Rd                                                Kohl's                       Cosmetic Center, Old
      Cook County                                                                                         Navy Clothing, Co.,
      Schaumburg, Illinois                                                                                Famous Footwear.
------------------------------------------------------------------------------------------------------------------------------------
 5    Woodland Commons S.C.             $123.24      $11.53       9.36%      Dominick's          98.0%    Property includes three
      NEC/Route 22 & Buffalo Gr.                                             Sears Hardware               outlots, one of which
      Lake County                                                                                         was zoned industrial
      Buffalo Grove, Illinois                                                                             (5.03 ac.). Also
                                                                                                          includes income from
                                                                                                          ground leases.
------------------------------------------------------------------------------------------------------------------------------------
 6    Meridian Retail Center             $76.41       $7.63       9.99%      Builders Square     100%     Sale of subject
      Route 59 & Glacier Park Ave.                                           PETSMART                     property.
      DuPage County
      Aurora, Illinois
------------------------------------------------------------------------------------------------------------------------------------
 7    Maple Park Place                   $69.99       $7.46      10.66%       Kmart               98%     This center was
      NWC Boughton & Naperville Rd                                            Eagle Foods                 purchased as a part of
      Will County                                                             Builders Square             a 4-property portfolio
      Bolingbrook, Illinois                                                   (non-owned)                 and was never officially
                                                                                                          listed on the market.
                                                                                                          Other tenants include
                                                                                                          McDonald's, Boston
                                                                                                          Chicken, and GNC.
------------------------------------------------------------------------------------------------------------------------------------
 8    The Commons of Oak Brook          $191.51      $18.08       9.44%       Borders Books      100%     This is a pre-sale of a
      NEC Route 83 & 16th Street                                              Today's Man                 quality infill shopping
      DuPage County                                                           Office Max                  center to an institutional
      Oak Brook, Illinois                                                     The Container               client.
                                                                              Store
------------------------------------------------------------------------------------------------------------------------------------
 9    Orland Town Center                 $89.55       $8.58       9.58%       Office Max         100%     Purchased on existing
      SEC/159th & 95th Avenue                                                 Circuit City                income. Wal-Mart not
      Cook County                                                             PETSMART                    included in sale. Site
      Orland Hills, Illinois                                                  Wal-Mart                    had potential for
                                                                                                          additional bldg. Buyer
                                                                                                          quoted IRR of 10.8%.
------------------------------------------------------------------------------------------------------------------------------------
10    Darien Towne Center                $94.78       $9.16       9.66%       Home Depot         100%     Power center opened in
      Lyman Avenue & 75th Street                                              Circuit City                Summer '94. Wal-Mart
      DuPage County                                                           PETSMART                    not included in sale.
      Darien, Illinois                                                        Wal-Mart                    Majority of tenants have
                                                                                                          set options. Buyer
                                                                                                          suggested 10.7% IRR.
------------------------------------------------------------------------------------------------------------------------------------
11    Woodfield Plaza S.C.               $97.26       $9.51       9.78%       Kohl's              94.0%   Good quality center one
      NWC/Golf & Basswood                                                     Linens 'N                   mile west of Woodfield
      Cook County                                                             Things                      Mall. Barnes & Noble
      Schaumburg, Illinois                                                    Barnes & Noble              not included in sale.
                                                                                                          Located in high retail
                                                                                                          demand area.
------------------------------------------------------------------------------------------------------------------------------------
      Average                           $107.57      $10.35       9.78%                           98.5%   -
------------------------------------------------------------------------------------------------------------------------------------

                                                       Sales Comparison Approach
================================================================================

important to recognize that shopping centers are distinct entities by virtue of age and design, visibility and accessibility, the market segmentation created by certain anchor tenants and tenant-mix, the size and purchasing power of the particular trade area, and competency of management. Thus, the Sales Comparison Approach, when applied to a property such as the subject's, can at best only outline the parameters in which a typical investor operates.

      Our investigations revealed numerous transactions involving community and power centers located in the Chicago MSA. A summary of the improved sales we utilized in our analysis is included on the facing page. A map identifying the location of the sales in relation to the subject property is presented on the following facing page.

      Improved Property Sale I-1, is located at the northwest corner of Boughton Road and Naperville Road, in Bolingbrook, Will County, Illinois. This power center was purchased in January, 1997 for $15,262,150, or $69.34 per square foot of gross leasable area. The center, known as Maple Park Place, was developed in 1992 by Kmart International Headquarters. The center is anchored by Kmart, Eagle Foods, and Builders Square (non-owned). The property was 98 percent occupied at the time of sale, with 75.29 percent of the GLA occupied by the three primary anchor tenants. Since the terms of sale were all cash to the seller, a cash equivalent sales price adjustment was not required. At the time of sale, the net operating income was estimated at $1,557,000, indicating an overall capitalization rate of
      10.20 percent.

      Improved Property Sale I-2, is located on the east side of Skokie Boulevard, between Lake Cook Road and Interstate 94 in Northbrook, Cook County, Illinois. This power center was purchased in August 1996, for $65,000,000, or $194.50 per square foot of gross leasable area. The center, known as Village Square of Northbrook, was completed in Fall 1996 by ORIX Real Estate Equities, Inc. The center has ten anchor tenants including, Circuit City, The Container Store, Super Crown, Marshalls, fresh Fields, Nordstrom Rack, Sports Authority, PetsMart, Linens & Things and Zany Brainy. The property was 100.0 percent occupied at the time of sale, with 87.8 percent of the GLA occupied by the primary anchor tenant. Since the terms of sale were all cash to the seller, a cash equivalent sales price adjustment was not required. At the time of sale, the net operating income was estimated at $5,850,000, indicating an overall capitalization rate of 9.00 percent.

      Improved Property Sale I-3, is located at the southeast corner of Route 53 and Briarcliff Road, in Bolingbrook, DuPage County, Illinois. This power center was purchased in October, 1995, for $14,000,000, or $74.80 per square foot of gross leasable area. The center, known as Market Square Shopping Center, was developed in 1990 by GLS Development, Inc. The center is anchored by Wal-Mart, which consists of 114,086 square feet of GLA. The property was approximately 96.0 percent occupied at the time of sale, with
      61.0 percent of the GLA occupied by the primary anchor tenant. Since the terms of sale were all cash to the seller, a cash


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                                [GRAPHIC OMITTED]

                           IMPROVED SALES LOCATION MAP

                                                       Sales Comparison Approach
================================================================================

      equivalent sales price adjustment was not required. At the time of sale, the net operating income was estimated at $1,450,000, indicating an overall capitalization rate of 10.36 percent.

      Improved Property Sale I-4, is located at the northwest corner of Schaumburg Road and Barrington Road, in Schaumburg, Cook County, Illinois. This power center was purchased in August, 1995 for $14,125,000, or $87.19 per square foot of gross leasable area. The center, known as Prairie Town Center, was developed in 1992 by Kmart International Headquarters. The center is anchored by Kmart and Kohl's. The property was 100 percent occupied at the time of sale. Since the terms of sale were all cash to the seller, a cash equivalent sales price adjustment was not required. At the time of sale, the net operating income was estimated at $1,350,350, indicating an overall capitalization rate of 9.56 percent.

      Improved Property Sale I-5, is located at the northeast corner of Route 22 and Buffalo Grove Road, in Buffalo Grove, Lake County, Illinois. This center was purchased in April, 1995 for $21,000,000, or $123.24 per square foot of gross leasable area. The center, known as Woodland Commons Shopping Center, was developed in 1991 and was in very good condition at the time of sale. The center is anchored by Dominick's and Sears Hardware. The property was approximately 98.0 percent occupied at the time of sale, with 52.1 percent of the GLA occupied by the two primary anchor tenants. Since the terms of sale were all cash to the seller, a cash equivalent sales price adjustment was not required. At the time of sale, the net operating income was estimated at $1,965,600, indicating an overall capitalization rate of 9.36 percent.

      Improved Property Sale I-6, is located at the intersection of Route 59 and Glacier Park Avenue, in Aurora, DuPage County, Illinois. This power center was purchased in March, 1995 for $12,300,000, or $76.41 per square foot of gross leasable area. The center, known as Meridian Retail Center, was developed in 1994, and was in good condition at the time of sale. The center is anchored by Builders Square, PETSMART, and Super Trak Auto. The property was 100 percent occupied at the time of sale, with 84.0 percent of the GLA occupied by the three primary anchor tenants. Since the terms of sale were all cash to the seller, a cash equivalent sales price adjustment was not required. At the time of sale, the net operating income was estimated at $1,228,249, indicating an overall capitalization rate of
      9.99 percent.

      Improved Property Sale I-7, is a previous sale of I-1. Maple Park Place was purchased in January, 1995 for $15,403,352, or $69.99 per square foot of gross leasable area. The property was 98 percent occupied at the time of sale, with 75.29 percent of the GLA occupied by the three primary anchor tenants. Since the terms of sale were all cash to the seller, a cash equivalent sales price adjustment was not required. At the time of sale, the net operating income was estimated at $1,642,000, indicating an overall capitalization rate of 10.66 percent.


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                                                       Sales Comparison Approach
================================================================================

      Improved Property Sale I-8, is located at the northeast corner of Route 83 and 16th Street, in Oak Brook, DuPage County, Illinois. This power center was a pre-sale to an institutional client, as of October, 1994. The purchase price was reportedly $19,970,000, or $191.51 per square foot of gross leasable area. The center, known as The Commons of Oak Brook, was developed in 1994 by the John Buck Development Company. At the time of sale, the center was comprised of four anchor tenants inclusive of Borders Books, Today's Man, Office Max, and The Container Store. The property was 100 percent occupied at the time of sale, with 100 percent of the GLA occupied by the four anchor tenants. Since the terms of sale were all cash to the seller, a cash equivalent sales price adjustment was not required. At the time of sale, the net operating income was estimated at $1,884,844, indicating an overall capitalization rate of 9.44 percent.

      Improved Property Sale I-9, is located at the southeast corner of 159th Street and 95th Avenue, in Orland Hills, Cook County, Illinois. This power center was purchased in September, 1994, for $12,000,000, or $89.55 per square foot of gross leasable area. The center, known as Orland Town Center, was developed in 1994 and was in excellent condition at the time of sale. The center is anchored by OfficeMax, Circuit City, PETSMART, and Wal-Mart (not included in the sale). The property was 100 percent occupied at the time of sale, with 41.7 percent of the GLA occupied by the four primary anchor tenants. Since the terms of sale were all cash to the seller, a cash equivalent sales price adjustment was not required. At the time of sale, the net operating income was estimated at $1,149,600, indicating an overall capitalization rate of 9.58 percent.

      Improved Property Sale I-10, is located at the intersection of Lyman Avenue and 75th Street, in Darien, DuPage County, Illinois. This power center was purchased in September, 1994, for $21,800,000, or $94.78 per square foot of gross leasable area. The center, known as Darien Towne Center, was developed in 1994 and was in excellent condition at the time of sale. The center is anchored by Home Depot, Circuit City, PETSMART, and Wal-Mart (not included in the sale). The property was 100 percent occupied at the time of sale, with 55.3 percent of the GLA occupied by the four primary anchor tenants. Since the terms of sale were all cash to the seller, a cash equivalent sales price adjustment was not required. At the time of sale, the net operating income was estimated at $2,105,880, indicating an overall capitalization rate of 9.66 percent.

      Improved Property Sale I-11, is located at the northwest corner of Golf Road and Basswood Roads, in Schaumburg, Cook County, Illinois. This power center was purchased in February, 1994 for $17,245,688, or $97.26 per square foot of gross leasable area. The center, known as Woodfield Plaza Shopping Center, was developed in 1993, and was in good condition at the time of sale. The center is anchored by Kohl's, Linens 'N Things, Barnes & Noble (not included in the sale). The property was 94.0 percent occupied at the time of sale, with 78.4 percent of the GLA


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                                                       Sales Comparison Approach
================================================================================

      occupied by the primary anchor tenants. Since the terms of sale were all cash to the seller, a cash equivalent sales price adjustment was not required. At the time of sale, the net operating income was estimated at $1,686,000, indicating an overall capitalization rate of 9.78 percent.

Analysis of Sales

      The negotiated sale price of comparable properties tends to set a range in which the value of the subject will usually fall. In total, 11 comparable sales have been included in our analysis. For the enclosed sales, the mean overall sale price is calculated to be $21,180,535. The mean gross leasable area sold is 190,955 square feet, with the mean overall price per square foot calculated at $107.57 per square foot. Finally, the survey shows a mean NOI of $10.35 per square foot, with an average overall capitalization rate of 9.78 percent.

      As can be seen, the sale prices vary from property to property, based on various characteristics of each property. Some of the most notable differences between the comparable sales include site coverage, anchor GLA as a component of GLA sold, occupancy, tenant merchandising and anchor credit, and the net operating income achieved per square foot.

Net Income Multiplier Method

      In this case, we have identified a relationship between the net operating income and the sales price of the property. The sales price per square foot generally increases as the productivity ($NOI per square foot of GLA) of a particular property increases. This is shown more clearly in the table below where sales are arrayed according to net income per square foot.

================================================================================
                            NOI AS A FUNCTION OF $/SF
--------------------------------------------------------------------------------
        Sale Number                 NOI/SF                 Sales Price/SF
--------------------------------------------------------------------------------
            I-8                     $18.08                     $191.51
            I-2                     $17.51                     $194.50
            I-5                     $11.53                     $123.24
           I-11                     $ 9.51                     $ 97.26
           I-10                     $ 9.16                     $ 94.78
            I-9                     $ 8.58                     $ 89.55
            I-4                     $ 8.33                     $ 87.19
            I-3                     $ 7.75                     $ 74.80
            I-6                     $ 7.63                     $ 76.41
            I-7                     $ 7.46                     $ 69.99
            I-1                     $ 7.07                     $ 69.34
================================================================================


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                                                       Sales Comparison Approach
================================================================================

      The equation for the net income multiplier (NIM), which is the inverse of the equation for the capitalization rate (OAR), is calculated as follows:

                      NIM   =   Sales Price
                                -----------
                            Net Operating Income

      The range of net income multipliers and going-in capitalization rates exhibited by the comparable shopping center sales are summarized below:

================================================================================
            Sale                 Going-In OAR           Net Income
                                                        Multiplier
--------------------------------------------------------------------------------
             I-1                    10.20%                  9.80
             I-2                     9.00%                 11.11
             I-3                    10.36%                  9.65
             I-4                     9.56%                 10.47
             I-5                     9.36%                 10.69
             I-6                     9.99%                 10.01
             I-7                    10.66%                  9.38
             I-8                     9.44%                 10.59
             I-9                     9.58%                 10.44
            I-10                     9.66%                 10.35
            I-11                     9.78%                 10.23
================================================================================

      Valuation of the subject property utilizing the net income multipliers
(NIM) from the comparable properties accounts for the disparity of the net operating income per square foot between the comparables and the subject. Within the technique, each of the adjusted NIM's are multiplied by the subject's net operating income for the fiscal year beginning August 1, 1997, which produces an adjusted value indication for the subject. The fiscal year net operating income for the subject property is calculated in the Income Approach section of this report.


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                                                       Sales Comparison Approach
================================================================================

================================================================================
              Net Income Multiplier       NOI $/SF           Indicated Price
                                                                  $/SF
--------------------------------------------------------------------------------
     I-1               9.80                 $13.95               $136.71
     I-2              11.11                 $13.95               $154.98
     I-3               9.65                 $13.95               $134.62
     I-4              10.47                 $13.95               $146.06
     I-5              10.69                 $13.95               $149.13
     I-6              10.01                 $13.95               $139.64
     I-7               9.38                 $13.95               $130.85
     I-8              10.59                 $13.95               $147.73
     I-9              10.44                 $13.95               $145.64
    I-10              10.35                 $13.95               $144.38
    I-11              10.23                 $13.95               $142.71
--------------------------------------------------------------------------------
         Overall Average                                         $142.95
================================================================================

      The adjusted market range is from $130.85 to $154.98 per square foot, with an average of $142.95 per square foot. Based on our analysis, we have concluded that the market value of Woodfield Village Green would be near the mid-aspect of the range, or from $141.00 to $145.00 per square foot. The market value range for the subject property is calculated in the following table.

================================================================================
                            SALES COMPARISON APPROACH
--------------------------------------------------------------------------------
                              Unit Sales
          GLA        x         Price/SF            =         Estimated Value
--------------------------------------------------------------------------------
      501,092 SF     x        $141.00/SF           =           $70,650,000
      501,092 SF     x        $145.00/SF           =           $72,700,000
================================================================================

      Based on the subject's gross leasable area of 501,092 square feet, and our estimation of the market value at $143.00 per square foot, the indicated value of Woodfield Village Green by the Sales Comparison Approach, is $71,656,156, or $71,700,000, as rounded.


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                                                                 INCOME APPROACH
================================================================================

Introduction

      The Income Approach is based upon the economic principle that the value of a property capable of producing income is the present worth of anticipated future net benefits. The net income projected is translated into a present value indication using the capitalization process. There are various methods of capitalization that are based on inherent assumptions concerning the quality, durability, and pattern of the income projection.

      Where the pattern of income is irregular due to existing leases that will terminate at staggered, future dates, or to an absorption or stabilization requirement on a newer development, the discounted cash flow analysis is the most applicable.

      Discounted cash flow analysis (DCF) is a method of estimating the present worth of future cash flow expectancies by individually discounting each anticipated collection at an appropriate discount rate. The indicated market value by this approach is the accumulation of the present worth of future projected years' net income (before income taxes and depreciation) and the present worth of the reversion of the estimated property value at the end of the projection period. The estimated value of the reversion at the end of the projection period is based on the capitalization of the next year's projected net income.

      A second method of valuation, using the Income Approach, is to directly capitalize a stabilized net income based on rates extracted from the market or built up through mortgage equity analysis. This is a valid method of estimating the market value of the property as of the achievement of stabilized operations. In the case of the market value of the subject, operations are considered to be at stabilization. Thus, the direct capitalization method will provide additional support in the valuation process.

Discounted Cash Flow

      The discounted cash flow produces an estimate of value through an economic analysis of the subject property in which the net income generated by the asset is converted into a capital sum at an appropriate rate. First, the revenues which a fully informed investor can expect the subject to produce over a specified time horizon are established through an analysis of the current rent roll, as well as the rental market for similar properties. Second, the projected expenses incurred in generating these gross revenues are deducted. Finally, the residual net income is discounted into a capital sum at an appropriate rate which is indicative of the subject property's current value in the marketplace.

      In this Income Approach to the valuation of Woodfield Village Green, we have utilized a 10-year holding period for the investment with the cash flow analysis commencing on August 1, 1997. The revenues and expenses which an informed investor may expect to incur from the subject property will vary, without a doubt, over the holding period. Major investors active in the market for this type of real estate establish certain parameters in the computation of these cash flows and criteria for decision making which this valuation


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

================================================================================
ANNUAL CASH FLOW REPORT
WOODFIELD VILLAGE GREEN

===========================================================================================================================
                        Year 1       Year 2       Year 3       Year 4       Year 5       Year 6       Year 7       Year 8
                        ------       ------       ------       ------       ------       ------       ------       ------
YEAR ENDING JUNE 30TH    1998         1999         2000         2001         2002         2003         2004         2005
OPERATING INCOME
MINIMUM RENT         $ 7,267,461  $ 7,276,181  $ 7,481,804  $ 7,513,091  $ 7,652,659  $ 7,685,045  $ 7,848,808  $ 7,992,912
RECOVERIES           $ 3,648,584  $ 3,738,610  $ 3,880,940  $ 4,008,147  $ 4,162,082  $ 4,303,393  $ 4,458,701  $ 4,601,368
                     -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
GROSS RENTAL INCOME  $10,916,045  $11,014,791  $11,362,744  $11,521,238  $11,814,741  $11,988,438  $12,307,509  $12,594,280

OVERAGE RENT         $     7,812  $     7,135  $    13,161  $    14,188  $    15,262  $    16,385  $    17,558  $    18,786
SALES VOLUME(000'S)  $    90,556  $    92,765  $    96,861  $    99,600  $   103,998  $   107,613  $   111,405  $   114,731

PLUS: MISC INCOME    $     6,735  $     6,970  $     7,214  $     7,467  $     7,728  $     7,999  $     8,279  $     8,568
LESS: CREDIT LOSS    $    45,820  $    48,334  $    51,285  $    51,960  $    54,097  $    54,974  $    56,849  $    58,110
                     -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
EGI                  $10,881,772  $10,980,562  $11,331,834  $11,490,933  $11,783,634  $11,957,848  $12,276,497  $12,563,524

OPERATING EXPENSES
CAM                  $   419,085  $   433,753  $   448,934  $   464,647  $   480,910  $   497,742  $   515,163  $   533,193
INSURANCE            $   109,851  $   113,695  $   117,675  $   121,793  $   126,056  $   130,468  $   135,034  $   139,761
REAL ESTATE TAXES    $ 3,087,296  $ 3,195,351  $ 3,307,189  $ 3,422,940  $ 3,542,743  $ 3,666,739  $ 3,795,075  $ 3,927,903
MANAGEMENT FEE       $   271,777  $   274,514  $   283,296  $   287,273  $   294,591  $   298,946  $   306,913  $   314,087
OTHER EXPENSE        $     5,102  $     5,281  $     5,465  $     5,657  $     5,855  $     6,060  $     6,272  $     6,491
                     -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
TOTAL OPERATING      $ 3,893,111  $ 4,022,594  $ 4,162,559  $ 4,302,310  $ 4,450,155  $ 4,599,955  $ 4,758,457  $ 4,921,435

NOI                  $ 6,988,661  $ 6,957,968  $ 7,169,275  $ 7,188,623  $ 7,333,479  $ 7,357,893  $ 7,518,040  $ 7,642,089

ALTERATIONS          $    57,500  $    23,088  $    50,962  $    31,342  $     5,642  $    14,351  $     4,167  $    20,954
LEASING COMMISSIONS  $    17,500  $    20,646  $    45,482  $    26,162  $     4,550  $    11,374  $     3,137  $    15,242
STRUCTURAL RESERVE   $    50,809  $    52,588  $    54,428  $    56,333  $    58,305  $    60,345  $    62,457  $    64,643
                     -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
SUBTOTAL             $   125,809  $    96,322  $   150,872  $   113,837  $    68,497  $    86,070  $    69,761  $   100,839

NET CASH FLOW        $ 6,862,852  $ 6,861,646  $ 7,018,403  $ 7,074,786  $ 7,264,982  $ 7,271,823  $ 7,448,279  $ 7,541,250
===========================================================================================================================


==========================================================
                        Year 9       Year 10      Year 11
                        ------       -------      -------
YEAR ENDING JUNE 30TH    2006         2007         2008

OPERATING INCOME
MINIMUM RENT         $ 8,039,021  $ 8,133,742  $ 8,255,046
RECOVERIES           $ 4,757,217  $ 4,905,190  $ 5,091,222
                     -----------  -----------  -----------
GROSS RENTAL INCOME  $12,796,238  $13,038,932  $13,346,268

OVERAGE RENT         $    20,069  $    15,087  $    18,212
SALES VOLUME(000'S)  $   118,709  $   122,204  $   126,382

PLUS: MISC INCOME    $     8,868  $     9,179  $     9,500
LESS: CREDIT LOSS    $    59,153  $    60,091  $    62,688
                     -----------  -----------  -----------
EGI                  $12,766,022  $13,003,107  $13,311,292

OPERATING EXPENSES
CAM                  $   551,855  $   571,170  $   591,161
INSURANCE            $   144,652  $   149,715  $   154,955
REAL ESTATE TAXES    $ 4,065,379  $ 4,207,668  $ 4,354,936
MANAGEMENT FEE       $   319,150  $   325,078  $   332,782
OTHER EXPENSE        $     6,718  $     6,954  $     7,197
                     -----------  -----------  -----------
TOTAL OPERATING      $ 5,087,754  $ 5,260,585  $ 5,441,031

NOI                  $ 7,678,268  $ 7,742,522  $ 7,870,261

ALTERATIONS          $    29,375  $    64,839  $    39,875
LEASING COMMISSIONS  $    20,646  $    45,482  $    26,162
STRUCTURAL RESERVE   $    66,906  $    69,248  $    71,671
                     -----------  -----------  -----------
SUBTOTAL             $   116,927  $   179,569  $   137,708

NET CASH FLOW        $ 7,561,341  $ 7,562,953  $ 7,732,553
==========================================================

                                                                 Income Approach
================================================================================

analysis must include if it is to be truly market-oriented. These current computational parameters are dependent upon market conditions in the area of the subject property as well as the expectations of the investment universe for this type of real estate.

      By forecasting the anticipated income stream and discounting future value at reversion to current value, the capitalization process may be applied to derive a value that an investor would pay to receive that particular income stream. Typical investors price real estate on their expectations of the magnitude of these benefits and their judgment of the risks involved. Our valuation endeavors to reflect the most likely actions of typical buyers and sellers of property interest similar to the subject. In this regard we see the subject as an important long term investment opportunity for a competent shopping center owner/developer.

      An analytical real estate computer model that simulates the behavioral aspects of the property and examines the results mathematically is employed for the discounted cash flow analysis. In this instance, it is the PRO-JECT +plus software model. Since investors are the basis of the marketplace in which the subject property will be bought and sold, this type of analysis is particularly germane to the appraisal problem at hand. On the facing page is a summary of the expected annual cash flows from the operation of the subject over the stated investment holding period. Following is a detailed discussion of the components which form the basis of this analysis.

Potential Gross Revenues

      The total potential gross revenues generated by the subject property are composed of a number of distinct elements; minimum rent determined by lease agreement, additional overage rent based upon a percentage of retail sales, and reimbursement of certain expenses incurred in the ownership and operation of the real estate.

Minimum Rental Income

      The minimum rent produced by the subject property is derived from that paid by the various tenant types. The projection utilized in this analysis is based upon the actual rent roll and our projected leasing schedule in place as of the date of appraisal, together with our assumptions as to the absorption of vacant space, market rent growth, and renewal / turnover probability.

      The minimum rents forecasted at the subject property are essentially derived from two tenant categories: anchor tenant revenues consisting of base rent obligations and tenant revenues consisting of all in-line shops. In our investigation and analysis of the marketplace, we have surveyed, and ascertained where possible, rent levels being commanded by competing centers. However, it should be recognized that large retail shopping centers are generally considered to be separate entities by virtue of age and design, accessibility, visibility, tenant mix and the size and purchasing power of the trade area. Consequently, the best measure of minimum rental income is typically the actual rent roll and leasing schedule.


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                                                                 Income Approach
================================================================================

      Rent from the tenants consists of contractual obligations of the space leases. As such, our analysis of recently negotiated leases for tenants at the subject provides important insight into perceived market rent levels for the center. This is of particular importance since tenants are cognizant of the centers position in the market and are factoring this knowledge into their lease negotiations. Inasmuch as a tenant's ability to pay rent is based upon expected sales achievement, the level of negotiated rents is directly related to the tenant's perception of expected performance at the property. The following chart summarizes the various components of minimum rent.

================================================================================
          Minimum Rent Allocation For Tenants With Full Year Occupancy
================================================================================
       Minimum Rent          FY 1998 Revenue     Applicable GLA        Unit Rate
--------------------------------------------------------------------------------
    Tenants
      less than  2,000 SF         $272,591           8,735 SF           $31.21
--------------------------------------------------------------------------------
 Tenants 2,001 - 3,999 SF         $303,981          11,277 SF           $26.96
--------------------------------------------------------------------------------
 Tenants 4,000- 19,999 SF       $1,193,317          54,451 SF           $21.92
--------------------------------------------------------------------------------
 Tenants 20,000 - 39,999 SF     $2,128,485         141,750 SF           $15.02
--------------------------------------------------------------------------------
   Tenants
   greater than   40,000 SF     $3,318,462         282,796 SF           $11.73
================================================================================
        Subtotal                $7,216,836         499,009 SF           $14.46
================================================================================

      As indicated in the chart above, there is typically an inverse relationship between suite size and rent. That is, as the suite size increases, the average unit base rent achieved declines. Overall, for the 499,009+/- square feet of GLA surveyed, the average attained base rent for the center is shown to be $14.46 per square foot in fiscal year 1998.

Analysis of Market Rents

      A survey of local retail properties was previously presented in the Retail Trade Area Analysis. These are retail centers of various sizes and quality located throughout the subject's neighborhood. While most of these properties are similarly located along major arterials in areas of dense commercial-retail development, they are vastly different from the subject property in terms of property type. For instance, the smallest center contains approximately 177,418+/- square feet and is considered to be a community-oriented facility. The largest center is Woodfield Mall, a two million square foot super-regional mall. Neither the traditional community center nor the super-regional mall are considered directly competitive with the power center format of the subject property. However, the retail centers chosen are useful in establishing a rental rate range for the subject's neighborhood. Indeed, the anchor tenant rates at the subject property are generally in-line with anchor tenant rents at the competing centers. In addition, it becomes apparent, when comparing the subject property to its competition, that rental rates for in-line stores at the subject are generally higher than in-line rents at the comparable centers.


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
====================================================================================================================================
                                        SINGLE AND LARGE-TENANT RETAIL LEASES IN CHICAGO MSA
====================================================================================================================================
          Tenant               Lease                 Size         Base Rental Rate
      Shopping Center           Date     Term        (SF)            Escalations               Basis            Comments
------------------------------------------------------------------------------------------------------------------------------------
1   Chernins                   12/97   10 Years     15,213            $10.00/SF                 Net   Percentage rent of 2.0% over a
    Westridge Court                                            To $11.00/SF in Yr 6 (10.0%)                 stated breakpoint.
    Naperville, Illinois
------------------------------------------------------------------------------------------------------------------------------------
2   Best Buy                   6/97    10 Years     50,000              $7.50/SF                Net    Former Builders Square space.
    Yorkshire Plaza                                            To $8.50/SF in Yr 6 (13.3%)                   TI's = $15.00/SF.
    Aurora, Illinois
------------------------------------------------------------------------------------------------------------------------------------
3   OfficeMax                  5/97    20 Years     23,500              $10.25/SF               Net     Build-to-Suit by Developer.
    Twin Ponds Marketplace                                  $10.75/SF-Yr 6 (4.9%); $11.25/SF-
    Crystal Lake, Illinois                                    Yr 11(4.7%) and $11.75/SF - Yr
                                                                        16(4.4%)
------------------------------------------------------------------------------------------------------------------------------------
4   Super Crown Books          5/97    10 Years     15,000              $13.00/SF               Net     Build-to-Suit by Developer.
    Twin Ponds Marketplace                                     To $14.00/SF in Yr 6 (7.7%)
    Crystal Lake, Illinois
------------------------------------------------------------------------------------------------------------------------------------
5   Super Trak Auto            5/97    10 Years     14,250              $11.00/SF               Net     Build-to-Suit by Developer.
    Twin Ponds Marketplace                                     To $12.00/SF in Yr 6 (9.1%)
    Crystal Lake, Illinois
------------------------------------------------------------------------------------------------------------------------------------
6   Comp USA                   10/96   10 Years     25,650              $11.00/SF               Net          No Percentage Rent.
    Westridge Court                                            To $12.00/SF in Yr 6 (9.1%)
    Naperville, Illinois
------------------------------------------------------------------------------------------------------------------------------------
7   Linens & Things            9/95    15 Years     35,000              $9.90/SF                Net   Percentage rent of 2.0% over a
    Westridge Court                                            To $10.90/SF in Yr 6 (10.1%)                 natural breakpoint.
    Naperville, Illinois                                       To $12.00 in Yr 11 (10.1%)
------------------------------------------------------------------------------------------------------------------------------------
8   Marshalls                  9/95    15 Years     31,479              $10.00/SF               Net   Percentage rent of 2.0% over a
    Westridge Court                                           Increase $1.00/SF every Three                 natural breakpoint.
    Naperville, Illinois                                              years (10.0%)
------------------------------------------------------------------------------------------------------------------------------------
9   Pier 1 Imports             8/95    10 Years, 1   9,496              $12.70/SF               Net               ---
    The Shops of Schaumburg               month                To $14.70/SF in Year 5 (15.8%)
    Court
    Schaumburg, Illinois
------------------------------------------------------------------------------------------------------------------------------------
10  Zany Brainy                6/95    10 Years, 3  15,000              $15.00/SF               Net               ---
    Shops of Schaumburg Court             months               To $16.50/SF in Year 5 (10.0%)
    Schaumburg, Illinois
------------------------------------------------------------------------------------------------------------------------------------
11  Super Crown Books          12/95    8 Years     14,400              $13.29/SF               Net              ---
    Shops of Schaumburg Court                                  To $14.29/SF in Year 5 (7.5%)
    Schaumburg, Illinois
------------------------------------------------------------------------------------------------------------------------------------
AVERAGES                               11.64 Yrs    22,635              $11.24/SF
                                                                  9.8% Average Escalation
====================================================================================================================================

                                                                 Income Approach
================================================================================

      In addition to the competing centers located in the immediate vicinity of the subject property, we have also analyzed rents at another power center developments in the Chicago area. A summary of the rental rates at comparable power center is presented on the facing page. The rental rates at the comparable power centers are generally lower than those being achieved at the subject property due to the fact that the subject property is situated in a superior retail destination. In fact, there are few other power centers in the Chicago metropolitan area that are located in equally desirable locations. Therefore, in our analysis we estimated the subject's market rents by analyzing leasing activity at the subject property. Since the subject property is only three years old, the actual leases in-place at the subject property are believed to be highly reflective of current market rental rates.

Subject Leasing Activity

      Leasing at the subject property has been significant, being 99.5 percent leased as of August 1, 1997. The rent analysis chart, presented on the following facing page, represents the leasing activity at the subject property. This summary shows lease rates which range from $20.00 to $35.00 per square foot, net, for in-line tenants and $7.00 to $18.00 per square foot, net, for anchor tenants. While rental rates at competing shopping centers were considered in our analysis of the subject's market rent levels, greatest emphasis was given to the actual leases signed at the subject property. Based on the previous discussion, we have made the following market rental rate assumptions for the subject property:

          ==============================================================
                             Market Rent Projections
          ==============================================================
                 Suite Size         Rental Rate Range      Market Rate
          --------------------------------------------------------------
            Under      2,000 SF     $25.00 to $35.00         $31.00
          --------------------------------------------------------------
            2,000 -    3,999 SF     $21.50 to $32.00         $27.00
          --------------------------------------------------------------
            4,000 -   19,999 SF     $21.00 to $25.00         $22.00
          --------------------------------------------------------------
           20,000 -   39,999 SF     $12.00 to $18.00         $15.00
          --------------------------------------------------------------
             Over     40,000 SF      $7.00 to $13.00          $11.75
          ==============================================================

Outparcel Leases

      California Pizza Kitchen owns an outparcel at the Woodfield Village Green and contributes its pro-rata share of common area maintenance and insurance expenses and the real estate taxes associated with the parcel.

Lease Terms

      The typical lease term for new retail leases in centers such as the subject generally ranges from five to 25 years, depending on the size of the tenant space. For the anchor tenant spaces, defined as tenant spaces exceeding 20,000 square feet, we have assumed a lease term of 15 years. With regard to the in-line tenant spaces, we have assumed an average lease term of seven years.


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
====================================================================================================================================
                                                       WOODFIELD VILLAGE GREEN
                                                       RECENT LEASING ACTIVITY
------------------------------------------------------------------------------------------------------------------------------------
                                      START      SPACE      ANNUAL      INITIAL                          EXPENSE    %
SUITE          TENANT                 DATE       SIZE      BASE RENT    BASE RENT     ESCALATION  TERM    BASIS    RENT   OPTIONS
------------------------------------------------------------------------------------------------------------------------------------
                                                  SF                                              YRS
IN-LINE TENANTS LESS THAN 2,000 SF
 1562 BEN & JERRY'S                   Mar-95     1,120      $33,600      $30.00          1.63%     5.0    NNN      3.00%    ONE 5-YR
 1404 HABANA CIGARS                   Jun-96     1,136      $37,488      $33.00          5.00%     3.0    NNN      6.00%        NONE
1480 DAN HOWARD MATERNITY             Jun-94     1,379      $34,475      $25.00          0.00%     5.0    NNN      6.00%    ONE 5-YR
1560 STARBUCKS COFFEE                 Jul-94     1,400      $36,400      $26.00          1.60%    10.0    NNN      NONE     ONE 5-YR
1564 SCHLOTZKY'S                      Nov-94     1,700      $51,000      $30.00          2.24%    10.0    NNN      6.00%        NONE
1402 FUNCOLAND                        May-97     2,000      $70,000      $35.00          1.40%     5.0    NNN      NONE     ONE 5-YR
                                               -------   ----------      ------          ----    -----             ----
WEIGHTED AVERAGE                                 8,735      262,983      $30.10          1.98%    6.33             3.50%

IN-LINE TENANTS 2,001 - 3,999 SF
 1478 PAYLESS                         Mar-94     2,130      $45,795      $21.50          2.79%     5.0    NNN      3.00%    ONE 5-YR
1408-A AT&T                           Aug-97     2,500      $80,000      $32.00          1.53%     5.0    NNN      NONE     ONE 5-YR
 1400 CASUAL MALE                     May-94     3,000      $84,000      $28.00          0.88%     5.0    NNN      3.00%    ONE 5-YR
 1472 WORK N GEAR                     Dec-93     3,647      $78,410      $21.50          2.47%     5.5    NNN      3.00%    ONE 5-YR
                                               -------   ----------      ------          ----    -----             ----
WEIGHTED AVERAGE                                11,277      288,206      $25.56          1.92%    5.13             2.25%

IN-LINE TENANTS 4,000-19,999 SF
 1522 LAND'S END OUTLET               Dec-93     9,075     $181,500      $20.00          1.23%     5.0    NNN      NONE     TWO 5-YR
 1408 PERFORMANCE CYCLE               Jul-94     5,000     $100,000      $20.00          2.65%    10.0    NNN      6.00%    TWO 5-YR
 1484 ULTA 3                          Jul-94     8,959     $179,180      $20.00          0.62%     5.0    NNN      NONE   THREE 5-YR
 1570 STROUDS                         Oct-94    15,000     $315,000      $21.00          1.02%    10.0    NNN      2.00%    TWO 5-YR
 1410 JEWELRY 3                       Nov-94     5,000     $125,000      $25.00          3.01%    10.0    NNN      NONE     TWO 5-YR
 1500 OLD NAVY                        Nov-95    11,500     $264,500      $23.00          0.00%     5.0    NNN      2.00%    TWO 5-YR
 1510 FOOTQUARTERS                    Aug-96     4,500      $94,500      $21.00          0.77%    10.0    NNN      3.00%    TWO 5-YR
                                               -------   ----------      ------          ----    -----             ----
WEIGHTED AVERAGE                                59,034    1,259,680      $21.34          1.33%    7.86             1.86%

ANCHOR TENANTS - 20,000 TO 39,999 SF
 1450 OFFICEMAX                       Apr-94    23,500     $317,250      $13.50          0.99%    15.0    NNN      1.00%    TWO 5-YR
 1460 CONTAINER STORE                 Dec-95    24,969     $449,442      $18.00          0.76%    15.0    NNN      NONE   THREE 5-YR
 1540 BORDERS BOOKS                   Apr-94    30,000     $420,000      $14.00          1.32%    15.0    NNN      NONE    FOUR 5-YR
 1430 SAKS OFF FIFTH                  Oct-96    30,273     $463,177      $15.30          1.22%    15.0    NNN      1.50%  THREE 5-YR
 1420 CIRCUIT CITY                    Dec-93    33,008     $396.095      $12.00          2.05%    15.0    NNN      NONE   THREE 5-YR
                                               -------   ----------      ------          ----    -----             ----
WEIGHTED AVERAGE                               141,750    2,046,965      $14.43          1.27%    15.0             0.50%

ANCHOR TENANTS - GREATER THAN 40,000 SF
 1488 MARSHALL'S                      Dec-93    40,000     $400,000      $10.00          2.00%    15.0    NNN      2.50%  THREE 5-YR
 1520 NORDSTROM RACK                  Apr-94    40,000     $400,000      $10.00          2.56%    15.0    NNN      1.00%  THREE 5-YR
 1470 SPORTS AUTHORITY                Dec-93    42,396     $438,799      $10.36          2.01%    20.0    NNN      NONE   FOURS 5-YR
 1440 SERVICE MERCHANDISE             Dec-93    50,000     $330,000       $7.00          0.00%    20.0    NNN      NONE   SEVEN 5-YR
 1325 BUILDERS SQUARE                 Sep-94   110,400   $1,438,380      $13.03          0.00%    25.0    NNN      1.00%   FIVE 5-YR
                                               -------   ----------      ------          ----    -----             ----
WEIGHTED AVERAGE                               282,796    3,027,179      $10.70          1.32%   19.00             0.90%
====================================================================================================================================

                                                                 Income Approach
================================================================================

      Market practice dictates that it is not uncommon to get rent bumps throughout the lease term either in the form of fixed dollar amounts or a percentage increase based upon changes in some index, usually the Consumer Price Index (CPI). On average, it appears as if rent escalations at the subject property typically equate to approximately 2.0 percent, per year. Therefore, with regard to new leases, we have assumed that each will include annual minimum rent escalations equating to 2.0 percent.

Concessions

      Free rent is an inducement offered by developers to entice a tenant to locate in their project over a competitor's. Our experience with large, retail centers shows that free rent is generally limited to new projects in marginal locations without strong anchor tenants that are having trouble leasing as well as older centers that are losing tenants to new malls in their trade area. Given the strength of the subject's retail market area, as well as the fact that the subject is one of the premier retail centers in the northwest Chicago suburbs, we do not believe free rent has to be offered at the subject property in order to attract new tenants.

      Tenant build-out allowances are another form of inducement to tenants. A review of the local market suggests that tenant workletters is not typically offered but are often given as part of tenant negotiation. Some tenants at the subject were provided with build-out allowances in conjunction with the new construction of the center. This is typical of new construction during which tenants are given allowances covered in the construction budget. Generally, allowances vary lease by lease, depending upon build-out requirements and rental rates achieved. At the subject property, primary anchor tenants (40,000+ SF) typically pay a lower minimum rent per square foot, but were less inclined to ask for, or receive, a build-out allowance. Secondary anchor tenants (20,000-39,999 SF), however, appeared to be more likely to receive a substantial tenant improvement allowance, in return for signing leases with higher minimum rents and longer terms than in-line tenants. Placing greatest emphasis on the leasing activity at the subject property, as well as, market practice, we have assumed a new primary anchor tenant would receive no allowance, a new secondary anchor tenant would receive a $10.00 per square foot allowance, and all new in-line tenants would receive a tenant improvement allowance of $5.00 per square foot. For renewal leases, we estimated that the tenant improvement allowance would equate to 25 percent of the new tenant improvement rate. No allowance is provided for tenants exercising options.

Absorption

      As of the inspection date, the subject property was 100.0 percent occupied; however, Performance Cycle has signed an agreement to vacate their space as of July 31, 1997, with a two month termination fee. AT&T will take occupancy of 2,500 square feet as of August 15,1997 and the remaining 2,500 square feet will be available for lease. Therefore, as of August 1,1997, the subject property will be 99.5 percent leased. Based on conversations with market participants, we believe the vacant space, of 2,500 square feet, will be leased for a November 1, 1997 occupancy.


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Rent Growth Rates

      Market rent will, over the life of a prescribed holding period, quite obviously follow an erratic pattern. A review of investor's expectations regarding income growth shows that projections generally range between 3.00 and
4.00 percent for retail centers. Cushman & Wakefield's Winter 1996 survey of pension fund, REITs, bank and insurance companies, and institutional advisors reveals that current income forecasts are utilizing average annual growth rates between zero and 4.0 percent. The low and high mean is shown to be 2.91 and 3.55 percent, respectively.

      The tenants' ability to pay rent is closely tied to its increases in sales. However, rent growth can also be impacted by competition and management's desire to attract and keep certain tenants that increase the center's synergy and appeal. With literally no lease-up to contend with as well as having the newest, most dominant non-mall shopping center in the market, management is a formidable position to command higher rents. After considering the above, we have utilized a rental growth rate of 3.5 percent per year over the holding period.

Releasing Assumption

      Upon lease expiration, it is our best estimate that 70 percent of the existing tenants will renew their lease, while the remaining 30 percent will vacate their space at expiration. Many tenants have set options to renew their leases. Option renewals have been compared to projected market rents in order to forecast the probability of tenant options being exercised. In this analysis, all options are assumed to be exercised if the option rent is less than 90 percent of the projected market rent.

Overage Rent

      In addition to the minimum base rent, many tenants will typically contract to pay a percentage of their gross annual sales over a pre-established base amount as overage rent. Such leases typically have a natural breakpoint. In a few instances, the lease provides for a specified breakpoint sales level. The average overage percentage for small space retail tenants is in a range of 5.0 to 6.0 percent. Traditionally, it takes a number of years for a retail center to mature and gain acceptance before generating any sizable percentage income. As a center matures, the level of overage rents typically becomes a larger percentage of total revenue. It is one measure for protecting the equity investor against inflation.

Expense Reimbursement

      By lease agreement, tenants are required to reimburse the lessor for certain operating expenses. Included among these operating items are real estate taxes, insurance, and common area maintenance (CAM). Most leases call for an administrative surcharge to be added to reimbursable expenses. For anchor tenants (20,000+S F), this fee typically ranges from 3.0 to 15.0 percent of some or all of the common area maintenance expenses. For the in-line tenants, the administrative fee is typically 15 percent of all reimbursable expenses.


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================================================================================
                             WOODFIELD VILLAGE GREEN
                              SCHAUMBURG, ILLINOIS
                         HISTORICAL OPERATING STATEMENTS
                                501,092 SF OF GLA
                      ==========================================================
                         ----------------------      ----------------------
                              ACTUAL 1996                  BUDGET 1997
                         ----------------------      ----------------------
                      ==========================================================
INCOME
Minimum Rent             $  6,771,180    $13.51      $  7,193,563    $14.36
Recovery Income          $  3,465,019    $ 6.91      $  3,566,274    $ 7.12
Miscellanous Income      $      6,597    $ 0.01             6,597    $ 0.01
                         ------------                ------------

EGI                      $ 10,242,796    $20.44      $ 10,766,434    $21.49

OPERATING EXPENSES
CAM                      $    274,444    $ 0.55      $    410,700    $ 0.82
Management Fee           $    438,640    $ 0.88      $    258,687    $ 0.52
Insurance                $    135,590    $ 0.27      $    107,652    $ 0.21
Real Estate Taxes        $  3,030,525    $ 6.05      $  3,025,525    $ 6.04
Other                    $     87,299    $ 0.17      $      5,000    $ 0.01

TOTAL EXPENSES           $  3,966,498    $ 7.92      $  3,807,564    $ 7.60

NET OPERATING INCOME     $  6,276,298    $12.53      $  6,958,870    $13.89
================================================================================

                                                                 Income Approach
================================================================================

For speculative leases, we have assumed that anchor tenants would be responsible for an administrative fee equivalent to 7.5 percent of the total CAM expense. For speculative in-line tenants, we have assumed the administrative fee would equate to 15.0 percent of all reimbursable expenses, including CAM and insurance.

Allowance for Vacancy and Credit Loss

      Investors are primarily interested in the cash revenues that an income-producing property is likely to produce annually over a specified period of time rather than what it could produce if it were always 100 percent occupied and all the tenants were actually paying rent in full and on time. It is normally a prudent practice to expect some income loss, either in the form of actual vacancy or in the form of turnover, non-payment, or slow payment by tenants. We have reflected a provision for permanent vacancy and credit loss of
1.5 percent among all tenants. Upon turnover, we have forecasted a weighted average downtime between leases equivalent to three months for anchor tenants and two months for in-line tenants.

Operating Expenses

      The total expenses incurred in the production of income from the subject property are divided into two categories; reimbursable and non-reimbursable items. The expenses which are reimbursable include real estate taxes, insurance and common area maintenance. The non-reimbursable expenses associated with the subject property include the management fee and a minor miscellaneous expense. We do note that under a few of the existing lease contracts, management is deemed recoverable. Our analysis assumes that operating expenses will increase by 3.5 percent per year unless otherwise stated.

Reimbursable Operating Expenses

      Provided below is a detailed discussion of the reimbursable expenses forecasted for the subject property. A summary of the historical and budgeted operating expenses is included on the facing page.

      Common Area Maintenance - This expense category includes the annual cost of miscellaneous building maintenance contracts, parking lot maintenance, recoverable labor and benefits, landscaping, window cleaning, exterminating, supplies, exterior lighting, trash removal, utilities including common area energy, and other miscellaneous charges such as snow removal. As described, ownership can, in some instances, recover the cost of the property management fee, which is estimated at 2.5 percent of effective gross income. In our analysis, we have stabilized the 1997 CAM expense at $410,700, equal to $0.82 per square foot, which is consistent with ownership's budget.

      Insurance - The insurance expense is projected at $107,652, or $0.21 per square foot of GLA.


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      Real Estate Taxes - A complete discussion of real estate taxes was previously presented. According to ownership, the current real estate tax liability is being contested and the 1997 budgeted real estate taxes have been projected consistent with the 1996 level. Our projected real estate taxes for calendar year 1997 are consistent with the 1997 budget.

Non-Reimbursable Expenses

      The following is a summary and discussion of non-reimbursable expenses incurred in the operation of subject property for the initial year.

      Management - The annual cost of managing the subject property is projected to be 2.50 percent of effective gross income. In the initial year of our analysis, this amount is shown to be $271,777, equivalent to $0.54 per square foot of appraised GLA. Our estimate is reflective of a typical management agreement with a firm in the business of providing professional management services.

      Other - For calendar year 1997, the other expenses are projected at $5,000, or $0.01 per square foot of GLA.

      Alterations - At the expiration of a lease, we have made a provision for the likely expenditure of some monies on ownership's part for tenant improvement allowances. As discussed previously, we have stabilized this expense in 1997 at a cost of zero to $10.00 per square foot, depending on the size of the tenant. For renewal leases, the alterations expense is estimated at 25 percent of the new lease rate. At lease turnover, the alteration cost is weighted by our probability of renewal.

      Leasing Commissions - Based upon our analysis of competing properties within the market as well as historic leasing activity at the subject, we have made an allowance for leasing commissions for this assignment. For new leases, a commission of $3.50 per square fool will be charged, while renewal leases will be charged at 50 percent of the new lease rate.

      Replacement Reserves - It is customary and prudent to set aside an amount annually for the replacement of short-lived capital items such as the roof, parking lot and certain mechanical items. We have forecasted a replacement reserve of $0.10 per square foot of GLA.

Net Operating Income

      Our cash flow model has forecasted the following compound annual growth rates over the ten year holding period 1997-2006.

                  Net Operating Income           1.14%
                  Cash Flow                      1.09%


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                                                                 Income Approach
================================================================================

      Growth rates in net income and cash flow are forecasted to approximate
1.10 percent per annum which is typical of a center such as the subject, where the income from anchor tenants is the dominant source of revenue.

Investment Parameters

      After projecting the income and expense components of the subject property, investment parameters must be set in order to forecast property performance over the holding period. These parameters include the selection of capitalization rates (both initial and terminal) and application of the appropriate discount or yield rate, also referred to as the internal rate of return (IRR).

Selection of Capitalization Rates

Overall Capitalization Rate

      The overall capitalization rate bears a direct relationship between net operating income generated by the real estate in the initial year of investment (or initial stabilized year) and the value of the asset in the marketplace. Overall rates are affected by the existing leasing schedule of the property, the strength or weakness of the local rental market, the property's position relative to competing properties, and the risk/return characteristics associated with competitive investments.

      Recent surveys of prominent investors point towards a trend of rising capitalization and discount rates for retail as a general industry segment. Aggressive expansion in certain markets coupled with locational deficiencies and absence of tenant quality have posed problems for some investors in their underwriting.

      In addition, the recent turmoil among many of the nation's largest retail chains has not gone unnoticed by investors. Furthermore, quest for market share has caused many retails to pursue aggressive expansion plans that may have negative long term implications. Equitable Real Estate Investment Management Inc. reports in their Emerging Trends in Real Estate - 1997 that, while power centers are considered one retail property type currently in a growth mode, most respondents feel that the oversupply of this type of retail will impact value gains for these property types to the extent they may lag regional malls in appreciation over a five and ten year time frame.

      The Cushman & Wakefield Autumn 1996 survey reveals that going-in cap rates for Class A Neighborhood and Community centers range between 8.50 and 10.50 percent, with a low average of 9.30 percent and high average of 9.80 percent, respectively; a spread of 50 basis points. Terminal, or going-out, rates are now
10.00 and 10.40 percent on average.

      For Class A Power Centers, going-in capitalization rates now range from
8.50 to 10.50 percent, with a low average of 9.40 percent and a high average of
9.50 percent. Terminal rates average 9.70 and 10.10 percent for the power center format, while discount rates run 10.50 to 12.00. The low IRR mean is 11.50 percent, with a high mean of 11.70 percent.


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================================================================================
               Cushman & Wakefield Valuation Advisory Services
   National Investor Survey - Power Retail Centers - Autumn 1996
================================================================================
                   Power Centers and Big Box          Neighborhood/Community
Investment     -----------------------------------------------------------------
Parameters          Low              High             Low             High
================================================================================
OAR/Going-In   8.50 - 10.50%     9.00 - 10.50%    8.50 - 10.50%   9.00 - 10.50%
                   9.40%             9.50%            9.30%           9.80%
--------------------------------------------------------------------------------
OAR/Terminal   9.50 - 10.50%     9.50 - 10.50%    9.50 - 10.50%   10.00 - 11.00%
                   9.70%            10.10%           10.00%          10.40%
--------------------------------------------------------------------------------
IRR           10.50 - 15.00%    10.50 - 15.00%    10.00 - 15.00%  10.00 -15.00%
                  11.50%            11.70%           11.90%          12.10%
================================================================================

      The Second Quarter 1997 Peter F. Korpacz survey of the National Power Center Market finds that overall capitalization rates remained stable while terminal and discount rates rose 8 basis points over the last quarter. Current going-in rates present a range of 8.75 to 10.50 percent, with an average of 9.50 percent. However, the low end of the range increased by 25 basis points to 8.75 percent. Terminal rates suggest a slight spread over going-in rates, with a range of 9.00-11.50 percent and an average of 9.96 percent. The average IRR is shown to be 11.33 percent, with a range between 9.50-12.50 percent. Again the low end of the range increased but this time the spread is by 50 basis points.

 ===============================================================================
                          NATIONAL POWER CENTER MARKET
                               Second Quarter 1991
 ===============================================================================
                                       CURRENT            LAST
  KEY INDICATORS                        QUARTER           QUARTER       YEAR AGO
 ===============================================================================
  Free & Clear Equity IRR
 ===============================================================================
  RANGE                              9.50 - 12.50%     9.00 - 12.50%      N/A
  AVERAGE                               11.33%            11.25%
 -------------------------------------------------------------------------------
  CHANGE (Basis Points)                   --                +8            N/A
 ===============================================================================
  Free & Clear Going-In Cap Rate
 ===============================================================================
  RANGE                              8.75 - 10.50%     8.50 - 10.50%      N/A
  AVERAGE                               9.58%             9.58%
 -------------------------------------------------------------------------------
  CHANGE (Basis Points)                   --                 0            N/A
 ===============================================================================
  Residual Cap Rate
 ===============================================================================
  RANGE                              9.00 - 11.50%     8.50 - 11.50%      N/A
  AVERAGE                               9.96%             9.88%
 -------------------------------------------------------------------------------
  CHANGE (Basis Points)                   --                +8            N/A
 ===============================================================================
  Source: Peter Korpacz Associates, Inc. Real Estate Investor Survey - Second Qtr. 1997
 ===============================================================================

      The survey goes on to note that because of overbuilding in many markets, power centers are less enticing to institutional buyers than they were a short time age. Buyer criteria includes a tenant alignment of the dominant category retailers, good demographics


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================================================================================

with income and population growth projected at or above regional norms, and the "A+" location in that particular market. The most desirable center in a particular market is the dominant property which has created a true barrier to entry.

      Overall rates are a function of income growth in a particular income stream. Typically, long term leases which are written for anchor tenants tend to be flat with little or no upside. As such, cap rates tend to be higher in centers which have a higher percentage of big box space (upwards to 100 percent) and lower in centers where a higher percentage (20 to 25 percent) of the GLA is occupied by shorter term in-line stores.

      Most retail properties that are considered institutional grade are existing, seasoned centers with good inflation protection that offer stability in income and are strongly positioned to the extent that they are formidable barriers to new competition. Equally important are centers which offer good upside potential after face-lifting, renovations, or expansion.

      Investors have recognized that the retail landscape has been fundamentally altered by consumer lifestyles changes, industry consolidations and bankruptcies. Trends toward more casual dress at work and consumers growing pre-occupation with their leisure and home lives have created the need for refocused leasing efforts to bring those tenants to the center that help differentiate them from the competition. As such, entertainment, a loosely defined concept, is one of the most common directions new centers have taken with multiplexes, restaurants and other specialty tenants entering the merchandising mix.

      A trend toward bringing in larger specialty and category tenants to the center is also in evidence. The risk from an owners standpoint is finding that mix which works the best. Nonetheless, the effect of these changes have been a rise in rates as investors find it necessary to adjust their risk premiums in their underwriting.

      In the Sales Comparison Approach, our survey of comparable sales showed overall capitalization rates ranging from 9.00 percent to 10.66 percent for good quality community and power centers nationwide. The overall mean for the sales presented is 9.78 percent. From the surveys and comparable sales presented, we would be inclined to consider a going-in capitalization rate for the between
9.50 and 10.00 percent.

      Finally, we have considered the subject's position in the market and anchor tenancy. Woodfield Village Green is a well-located specialty power center in an attractive growth market. It has a unique tenant alignment and well matched merchandising mix with several good credit tenants. By virtue of the lease structure with many of the major tenants, rental growth will tend to lag general inflation. Nonetheless, an investor has recognized this real short term potential in the selection of a capitalization rate. In our selection of cap rates for the subject property, we have placed specific emphasis on the quality and durability of the forecasted income stream. On balance, we find that the subject can be classified as a good quality, well-located center in an area which has seen recent retail interest.


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                                                             WAKEFIELD(R)
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                                                     ---------------------------

                                                                 Income Approach
================================================================================

      Based upon the rate information derived from the comparable sales and investor surveys, we believe that a property with the characteristics of the subject would potentially trade at an overall rate between 9.50 and 10.00 percent.

      Terminal Capitalization Rate

      The residual cash flows annually generated by the subject property comprise only the first part of the return which an investor will receive. The second component of this investment return is the pre-tax cash proceeds from the resale of the property at the end of a projected investment holding period. Typically, investors will structure a provision in their analyses in the form of a rate differential over a going-in capitalization rate in projecting a future disposition price. The view is that the improvement is then older and the future is harder to visualize hence a slightly higher rate is warranted for added risks in forecasting. On average, the C&W rate survey shows a 30-60 basis point differential. The Korpacz survey shows a spread of 38 basis points.

      For the subject, however, we do not believe that it is necessary to add points to the terminal rate due to the fact that forecasted income growth is relatively flat and that the subject has the potential to be into percentage rent in future years. Therefore, a projected terminal capitalization rate ranging from 9.50 to 10.00 percent is indicated for the subject property. Thus, this range of rates is applied to the following year's net operating income before reserves, capital expenditures, leasing commissions and alterations as it would be the first received by a new purchaser of the subject property.

Selection of Discount Rate

      The discounted cash flow analysis makes several assumptions which reflect typical investor requirements for yield on real property. These assumptions are difficult to directly extract from any given market sale or by comparison to other investment vehicles. Instead, investor surveys of major real estate investment funds and trends in bond yield rates are often cited to support such analysis.

      A yield or discount rate differs from an income rate, such as cash-on-cash (equity dividend rate), in that it takes into consideration all equity benefits, including the equity reversion at the time of resale and annual cash flow from the property. The internal rate of return is the single-yield rate that is used to discount all future equity benefits (cash flow and reversion) into the initial equity investment. Thus, a current estimate of the subject's present value may be derived by discounting the projected income stream and reversion year sale at the property's yield rate.

      Yield rates on long term real estate investments range widely between property types. As cited in Cushman & Wakefield's Autumn 1996 survey, investors in power retail centers are currently looking at broad rates of return between
10.50 and 15.00 percent. The indicated low and high means are 11.50 and 11.70 percent, respectively, for power centers. Peter F. Korpacz reports an average internal rate of return of 11.33 percent for national


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                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     ---------------------------

                                                                 Income Approach
================================================================================

power center in their Second Quarter 1997 survey, with a range between 9.50-12.50 percent.

      The yield rate on a long term real estate investment can also be compared with yield rates offered by alternative financial investments since real estate must compete in the open market for capital. In developing an appropriate risk rate for the subject, consideration has been given to a number of different investment opportunities. The following is a list of rates offered by other types of securities.

           =========================================================
            Market Rates and Bond Yields (%)          July 10,1997
           =========================================================
            Reserve Bank Discount Rate                        5.00%
           ---------------------------------------------------------
            Prime Rate (Monthly Average)                      8.50%
           ---------------------------------------------------------
            3-Month Treasury Bills                            4.96%
           ---------------------------------------------------------
            U.S. 10-Year Notes                                6.24%
           ---------------------------------------------------------
            U.S. 30-Year Bonds                                6.56%
           ---------------------------------------------------------
            Telephone Bonds                                   7.63%
           ---------------------------------------------------------
            Municipal Bonds                                   5.56%
           =========================================================
            Source: New York Times
           =========================================================

      This compilation of yield rates from alternative investments reflects varying degrees of risk as perceived by the market. Therefore, a riskless level of investment might be seen in a three month treasury bill at 4.96 percent. A more risky investment, such as telephone bonds, would currently yield a much higher rate of 7.63 percent. The prime rate is currently 8.50 percent, while the discount rate is 5.00 percent. Ten year treasury notes are currently yielding around 6.24 percent, while 30-year bonds are at 6.56 percent.

      Real estate investment typically requires a higher rate of return (yield) and is much influenced by the relative health of financial markets. A retail center investment tends to incorporate a blend of risk and credit based on the tenant mix, the anchors that are included (or excluded) in the transaction, and the assumptions of growth incorporated within the cash flow analysis. An appropriate discount rate selected for a retail center thus attempts to consider the underlying credit and security of the income stream, and includes an appropriate premium for liquidity issues relating to the asset.

      There has historically been a consistent relationship between the spread in rates of return for real estate and the "safe" rate available through long-term treasuries or high-grade corporate bonds. A wider gap between return requirements for real estate and alternative investments has been created in recent years due to illiquidity issues, the absence of third party financing, and the decline in property values.


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                                                             WAKEFIELD(R)
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                                                     ---------------------------

=================================================================================================
SUMMARY OF CRITICAL ASSUMPTIONS FOR DISCOUNTED CASH FLOW

----------------------------------
WOODFIELD VILLAGE GREEN
SCHAUMBURG, ILLINOIS
----------------------------------
                                          AS OF                       AS OF
                                      AUGUST 1, 1997               FEB 1, 1996
-------------------------------------------------------------------------------------------------
SQUARE FOOTAGE FIGURES:
-------------------------------------------------------------------------------------------------
TOTAL GLA                                  508,092  SF                 507,819    SF
 ANCHOR TENANTS                            424,546  SF                 424,273    SF
 IN-LINE TENANTS                            76,546  SF                  76,546    SF
 OUTPARCEL                                   7,000  SF                   7,000    SF
-------------------------------------------------------------------------------------------------
MARKET RENT CONCLUSIONS:
-------------------------------------------------------------------------------------------------
MARKET RENT
 IN-LINE TENANT LESS THAN 2,000 SF          $31.00  PER SF              $28.50    PER SF
 IN-LINE TENANT 2,001 - 3,999 SF            $27.00  PER SF              $24.50    PER SF
 IN-LINE TENANT 4,000 - 19,999 SF           $22.00  PER SF              $21.50    PER SF
ANCHOR TENANT 20,000 - 39,999 SF            $15.00  PER SF              $14.00    PER SF
ANCHOR TENANT GREATER THAN 40,000 SF        $11.75  PER SF              $11.00    PER SF
ESCALATION FREQUENCY                       ANNUALLY                   ANNUALLY
ESCALATION BASIS                              2.00%                       2.00%
RENTAL BASIS                                    NNN                         NNN
MARKET RENTAL GROWTH RATE                     3.50%                       3.50%
CONSUMER PRICE INDEX                          3.50%                       3.50%
-------------------------------------------------------------------------------------------------
VACANCY & TYPICAL LEASE TERM
-------------------------------------------------------------------------------------------------
AVERAGE LEASE TERM                        16-YEARS  ANCHOR TENANT      15-YEARS   ANCHOR TENANTS
                                           7-YEARS  IN-LINE TENANTS    5 TO 9-YRS IN-LINE TENANTS
VACANCY BETWEEN TENANTS                   9-MONTHS  ANCHOR TENANT      9-MONTHS   ANCHOR TENANTS
                                          6-MONTHS  IN-LINE TENANTS    6-MONTHS   IN-LINE TENANTS
WEIGHTED AVERAGE DOWNTIME                 3-MONTHS  ANCHOR TENANT      3-MONTHS   ANCHOR TENANTS
                                          2-MONTHS  IN-LINE TENANTS    2-MONTHS   IN-LINE TENANTS
CREDIT RISK LOSS                              1.50%                       1.50%
VACANT SPACE                                 2,500  SQUARE FEET           1,136   SQUARE FEET
OCCUPANCY ON APPRAISAL DATE                   99.5%                       99.8%
RENEWAL PROBABILITY                           70.0%                       67.0%
-------------------------------------------------------------------------------------------------
EXPENSES
-------------------------------------------------------------------------------------------------
LEASING COMMISSIONS
 NEW TENANT                                  $3.50  PER SF               $3.50    PER SF
 RENEWAL TENANT                              $1.75  PER SF               $1.75    PER SF
 WEIGHTED AVERAGE                            $2.28  PER SF               $2.33    PER SF
TENANT IMPROVEMENT ALLOWANCE
 NEW TENANT
 ANCHOR TENANT                              $10.00  PER SF              $10.00    PER SF
 IN-LINE TENANT                              $5.00  PER SF               $5.00    PER SF
 RENEWAL TENANT
 ANCHOR TENANT                               $2.50  PER SF               $2.50    PER SF
 IN-LINE TENANT                              $1.25  PER SF               $1.25    PER SF
EXPENSE GROWTH RATE                           3.50%                       3.50%
MANAGEMENT FEE                                2.50% OF EGI                4.00%   OF EGI
CAPITAL RESERVES (PSF OF GLA)                $0.10  PER SF               $0.10    PER SF
-------------------------------------------------------------------------------------------------
RATES OF RETURN:
-------------------------------------------------------------------------------------------------
CASH FLOW START DATE                       1-Aug-97                    1-Feb-96
DISCOUNT RATE                                10.50%                      10.75%
GOING-IN OAR                                  9.67%                       9.73%
TERMINAL OAR                                  9.75%                       9.75%
REVERSIONARY SALES COSTS                      2.00%                       2.00%
HOLDING PERIOD                             10-YEARS                    10-YEARS
-------------------------------------------------------------------------------------------------
INDICATED VALUE:
-------------------------------------------------------------------------------------------------
INDICATED VALUE                         $72,300,000                 $66,500,000
VALUE PSF OF OWNED GLA                      $144.28                     $132.78
=================================================================================================

                                                        Income Approach
================================================================================

      Investors have suggested that the retail investment market has become increasingly "tiered" over the past two years. The country's premier properties are considered to have the strongest trade areas, excellent anchor alignments, and significant barriers of entry to future competitive supply. It is our opinion that the subject would attract strong interest from institutional investors if offered for sale in the current marketplace.

      Finally, application of these rate parameters to the subject should entail some sensitivity to the rate at which leases will be expiring over the projection period. A forecasted lease expiration schedule for the subject is included in the Addenda and reference is made thereto.

      We would note that much of the risk factored into such an analysis is reflected in the assumptions employed within the cash flow model, including rent and sales growth, turnover, reserves for replacement, and vacancy provisions. Finally, we also recognize that over 75.0 percent of base rental income will, on average, come from anchor major/tenants whose creditworthiness adds stability to the cash flow. We have briefly discussed the investment risks associated with the subject. On balance, it is our opinion that an investor in Woodfield Village Green would require an internal rate of return between 10.25 to 10.75 percent.

Present Value Analysis

      Analysis by the discounted cash flow method is examined over a holding period that allows the investment to mature, the investor to recognize a return commensurate with the risk taken, and a recapture of the original investment. Typical holding periods usually range from 10 to 20 years and are sufficient for the majority of institutional grade real estate such as the subject to meet the criteria noted above. In the instance of the subject, we have analyzed the cash flows anticipated over a 10-year period commencing on August 1,1997.

      Our cash flows forecasted for the power center have been presented. To reiterate, the assumptions utilized in our cash flow are summarized on the facing page and the discounted cash flow analysis is included on the following facing page. Accordingly, we have discounted the projected future pre-tax cash flows to be received by an equity investor in the subject property to a present value from 10.25 to 10.75 percent, at 25 basis point intervals on equity capital over the holding period. This range of rates reflects the risks associated with the investment. Discounting these cash flows over the range of yields and terminal rates now being required by participants in the market for this type of real estate places additional perspective upon our analysis. A valuation matrix for the subject property is also presented on the following facing page.

      Through such a sensitivity analysis, it can be seen that the present value of the subject property varies from approximately $70,500,000 to $74,200,000. Giving consideration to all of the characteristics of the subject previously discussed, we feel that a prudent investor would require a yield which falls near the mid-aspect of the IRR range outlined above for this property. Accordingly, we believe that, based upon all of the assumptions inherent in our cash


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                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
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                                                     ---------------------------

================================================================================

DISCOUNTED CASH FLOW ANALYSIS
WOODFIELD VILLAGE GREEN
Cushman & Wakefield of Illinois, Inc.

================================================================================
                              DISCOUNT       PRESENT                 ANNUAL CASH
YEAR   FISCAL    NET CASH      FACTOR        VALUE OF   COMPOSITION    ON CASH
 NO.    YEAR       FLOW            10.50%   CASH FLOWS    OF YIELD     RETURN
================================================================================
   1    1998    $6,862,852  x   0.904977 =  $6,210,726     8.59%        9.49%
   2    1999    $6,861,646  x   0.818984 =  $5,619,579     7.77%        9.49%
   3    2000    $7,018,403  x   0.741162 =  $5,201,774     7.20%        9.71%
   4    2001    $7,074,786  x   0.670735 =  $4,745,306     6.56%        9.79%
   5    2002    $7,264,982  x   0.607000 =  $4,409,843     6.10%       10.05%
   6    2003    $7,271,823  x   0.549321 =  $3,994,566     5.53%       10.06%
   7    2004    $7,448,279  x   0.497123 =  $3,702,712     5.12%       10.30%
   8    2005    $7,541,250  x   0.449885 =  $3,392,697     4.69%       10.43%
   9    2006    $7,561,341  x   0.407136 =  $3,078,494     4.26%       10.46%
   10   2007    $7,562,953  x   0.368449 =  $2,786,561     3.85%       10.46%

--------------------------------------------------------------------------------
TOTAL PRESENT VALUE OF CASH FLOWS:         $43,142,259    59.68%       10.02%
                                                          Total      Average
--------------------------------------------------------------------------------
REVERSION YR       NOI    / TERMINAL OAR =  REVERSION
------------       ---      ------------    ---------
 11       2008  $7,870,261          9.75%  $80,720,626

   LESS: COST OF SALE               2.00%  $1,614,413
                                           -----------
   NET REVERSION                           $79,106,213
   x DISCOUNT FACTOR                          0.368449
                                           -----------
   TOTAL PRESENT VALUE OF REVERSION        $29,146,594    40.32%

PRESENT VALUE OF CASH FLOWS & REVERSION    $72,288,853   100.00%

   ----------------------------------------------------
   ROUNDED VALUE via
   DISCOUNTED CASH FLOW                    $72,300,000
   ----------------------------------------------------

   ====================================================
   NRA                                         501,092
   VALUE PER SQUARE FOOT                       $144.28

   YEAR ONE NOI                            $ 6,988,661
   IMPLICIT GOING-IN CAPITALIZATION RATE         9.67%
   ====================================================

   ===============================================================
   SENSITIVITY ANALYSIS
                                        TERMINAL CAP RATE
   DISCOUNT                         9.50%        9.75%      10.00%

     RATE        10.25%       74,200,000    73,400,000  72,700,000
                                            ----------
                 10.50%       73,100,000    72,300,000  71,600,000
                                            ----------
                 10.75%       71,900,000    71,200,000  70,500,000
   ===============================================================

================================================================================

                                                                 Income Approach
================================================================================

flow analysis, an investor would look toward an IRR of approximately 10.50 percent, and a terminal rate of 9.75 percent, as being most representative of the subject's value in the market.

      In view of the analysis presented, it is our opinion that the discounted cash flow analysis indicates a market value for the subject property near the mid-aspect of the indicated range, or at $72,300,000, as rounded, as of August 1,1997. The yield matrix indicates a unit value of $144.28 per square foot, and an indicated overall rate of 9.67 percent.

Direct Capitalization

      To further support our value conclusion as derived via the discounted cash flow analysis, we have also utilized the direct capitalization method. In direct capitalization an overall rate is applied to the net operating income of the subject property. We anticipate that the subject would trade at an overall rate of approximately 9.50 to 10.00 percent, applied to the first year income. Applying these rates to first year net operating income before reserves, alterations and other expenses for the subject, of $6,988,661, results in a value of approximately $69,900,000 to $73,600,000. From this range we would be inclined to conclude at a value of $71,800,000, by direct capitalization. This is indicative of a capitalization rate of 9.73 percent, which is toward the middle of the range applied.

      The value indicated by the direct capitalization method is supported of the discounted cash flow analysis. Therefore, we have concluded a market value for Woodfield Village Green, of $72,300,000, by the Income Approach.


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                                                              CUSHMAN &
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


====================================================================================================================================
                                          SUMMARY OF COMPARABLE LARGE COMMERCIAL LAND SALES
------------------------------------------------------------------------------------------------------------------------------------
                                             Date of     Sale       Site Area (SF)
 No.         Location                          Sale      Price      Site Area (AC   Price/SF  Zoning            Comments
             Buyer/Seller
------------------------------------------------------------------------------------------------------------------------------------
SUBJ  NEC Golf & Meacham Roads                 Under   $5,950,000     487,300 SF    $12.21/SF   B-5  The subject excess land parcels
      Schaumburg, Illinois                   Contract                  11.19 AC                      are under contract for sale to
                                                                                                     Costco and Prairie Rock
                                                                                                     Brewery. Ownership anticipates
                                                                                                     a Fourth Quarter 1997 closing.
------------------------------------------------------------------------------------------------------------------------------------
L-1   42 Ogden Avenue                          12/96   $3,650,000(1)  459,990 SF     $7.93/SF   B-3  Intended use is for development
      Downers Grove, Illinois                                          10.56 AC                      of a 110,000 SF shopping
      Trust Land Properties/Confidential                                                             center.
------------------------------------------------------------------------------------------------------------------------------------
L-2   N/S of Butterfield Road, East of I-355    1/96   $5,734,721     750,669 SF     $7.64/SF   B-3  Intended use is for development
      Downers Grove, Illinois                                          17.23 AC                      of a 130,000 SF Home Depot.
      Home Depot/Confidential
------------------------------------------------------------------------------------------------------------------------------------
L-3   S/S of 22nd St., East of Grace St.       11/95   $5,500,000     696,524 SF     $7.90/SF   B-2  Intended use is for development
      Lombard, Illinois                                                15.99 AC                      of a Target retail store.
      Dayton Hudson Corp/Yorktown Peripheral
      Development LP
------------------------------------------------------------------------------------------------------------------------------------
L-4   SEC 22nd St. & Midwest Road              10/95  $11,761,000     873,378 SF    $13.47/SF   B-3  Intended use is for the
      Oak Brook, Illinois                                              20.05 AC                      development of a shopping
      Orix/Illinois State Tollway Authority                                                           center.
------------------------------------------------------------------------------------------------------------------------------------
L-5   W/S Finley Rd, N of 35th Street           7/95  $10,028,570     1,001,880 SF  $10.01/SF   B-3  Intended use is for the
      Downers Grove, Illinois                                          23.00 AC                      development of a 185,000 SF
      Incredible Universe Land Trust/                                                                electronics warehouse.
      Esplanade East Land LP
------------------------------------------------------------------------------------------------------------------------------------
L-6   SWC Higgins & Meacham Road                7/95   $2,115,468     261,122 SF     $8.10/SF   B-2  Intended use is for the
      Schaumburg, Illinois                                              6.00 AC                      development of a 70,000 SF
      Ryan Construction of MN/ANB Trust #108-                                                        supermarket.
      30305
------------------------------------------------------------------------------------------------------------------------------------
(1) Sale price after demolition costs of $300,000 were added
====================================================================================================================================

                                                          SUPPLEMENTAL VALUATION
================================================================================

      As summarized in our previous report, the excess land parcel has been estimated at 487,300 square feet, or 11.19 acres. As the vacant pad-sites are situated in the northwest portion of the subject site, north of the Builder's Square, we have assumed that the excess land area is located in the same portion of the subject site.

      Our search for commercial land sales revealed six sales within the Chicago MSA. The six sales ranged from 6.00 to 23.00 acres and from $7.64 to $13.47 per square foot of land area. A summary of the sales utilized is presented on the facing page. The chart below represents an adjustment grid of our comparable sales in relation to the subject site.

================================================================================
                           LAND SALES ADJUSTMENT GRID
                  SALES COMPARED TO SUBJECT EXCESS LAND PARCEL
--------------------------------------------------------------------------------
Sale     Sale       Market      Location    Utility       Size      Overall Net
 No.   Price/SF   Conditions                                         Adjustment
--------------------------------------------------------------------------------
Subj    $12.21      Similar     Similar     Similar     Similar      Similar
--------------------------------------------------------------------------------
L-1     $7.93       Similar     Inferior    Similar     Similar      Inferior
--------------------------------------------------------------------------------
L-2     $7.64       Similar     Inferior    Similar     Similar      Inferior
--------------------------------------------------------------------------------
L-3     $7.90       Similar     Inferior    Similar     Similar      Inferior
--------------------------------------------------------------------------------
L-4     $13.47      Similar     Superior    Similar     Similar      Superior
--------------------------------------------------------------------------------
L-5     $10.01      Similar     Inferior    Similar     Similar      Inferior
--------------------------------------------------------------------------------
L-6     $8.10       Similar     Inferior    Similar     Similar      Inferior
================================================================================
(1) Includes Property Right, Financing, Conditions of Sale and Market conditions
================================================================================

      With the exception of Sale L-4, the overall locational characteristics of the enclosed land sales is considered inferior to the subject property. After considering all of the above factors in relation to the subject site, we believe the value of the subject's excess land parcel, measuring 487,300 square feet, would range from $11.50 to $12.50 per square foot, as indicated below.

          ============================================================
                                 LAND VALUATION
          ------------------------------------------------------------
                                Unit Sales
             Land Area    x      Price/SF     =     Estimated Value
          ------------------------------------------------------------
             487,300 SF   x      $11.50/SF    =        $5,600,000
             487,300 SF   x      $12.50/SF    =        $6,100,000
          ============================================================

      Based on the above, we believe the market value of the excess land parcel would lie near the mid-aspect of the above indicated range, or at $5,900,000. The concluded market value of the excess land is consistent with the current contract price.


                                       87
                                                              CUSHMAN &
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                                                     ---------------------------

                                         RECONCILIATION AND FINAL VALUE ESTIMATE
================================================================================

      Reconciliation is the process of deriving a single point value estimate for the subject property from the indications provided by the approaches at hand. This process requires the weighing of each approach as they relate to the appraisal assignment and resolving the differences among the valuation procedures. In the end, a single estimate of market value is concluded based on the appropriateness of each value indication. A summary of the value indications for the subject is set forth below.

           =======================================================
                                  Value Summary
           Sales Comparison Approach
            Woodfield Village Green                    $71,700,000
            Excess Land                                $ 5,900,000
           -------------------------------------------------------
           Income Approach
            Woodfleld Village Green                    $72,300,000
            Excess Land                                    N/A
           =======================================================

      Two approaches to value have been utilized for this analysis. In general, the approaches included provide complimentary results, each approach or technique supporting the other.

Sales Comparison Approach

      The Sales Comparison Approach estimates the value for the subject property by analyzing historical arms-length transactions, reducing the gathered information to common units of comparison, adjusting the sale data for differences with the subject, and interpreting the results to yield a meaningful value conclusion. The basis of these conclusions was the cash-on-cash return, based on net income and the adjusted price per square foot of gross leasable area.

      The process of comparing historical sales data to assess what purchasers have been paying for similar type properties is somewhat subjective in estimating future expectations. Although the unit sale price yields comparable conclusions, it is not the primary tool by which the investor market for a property like the subject operates. In addition, no two properties are alike with respect to quality of construction, location, market segmentation and income profile. As such, subjective judgment necessarily becomes a part of the comparative process. The usefulness of this approach is that it interprets specific investor parameters established in their analysis and ultimate purchase of a property. In light of the above, this methodology is best suited as support for the conclusions of the Income Approach. This approach, however, provides useful market extracted rates of return, such as overall rates, to simulate investor behavior applied to the Income Approach.

Income Approach

      Discounted Cash Flow Analysis

      The subject property is highly suited to analysis by the discounted cash flow method (DCF) as it will be bought and sold in investment circles. The focus on property value in relation to anticipated income is well founded since the basis for investment is profit in the form of return or yield on invested capital.


                                       88
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                         Reconciliation and Final Value Estimate
================================================================================

      The subject property, as an investment vehicle, is sensitive to all changes in the economic climate and the economic expectations of investors. The discounted cash flow analysis may easily reflect changes in the economic climate of investor expectations by adjusting the variables used to qualify the model. In the case of the subject property, the DCF can analyze existing leases, probabilities of future rollovers and turnovers. Essentially, the DCF can model many of the dynamics of a complex shopping center.

      Particular emphasis is placed on the results of the discounted cash flow analysis because of the applicability of this method in accounting for the specific characteristics of the property, as well as being the tool used by many purchasers.

Capitalization

      Direct capitalization has its basis in capitalization theory and uses the premise that the relationship between income and sales price may be expressed as a rate or its reciprocal, a multiplier. This process selects rates derived from the marketplace, in much the same fashion as the "Sales Comparison Approach", and applies this to a projected net operating income to derive a sale price. The weakness here is the idea of using one year of cash flow as the basis for calculating a sale price. This is simplistic in its view of expectations and may sometimes be misleading. If the year chosen for the analysis of the sale price contains an income steam that is over or understated, this error is compounded by the capitalization process. Nonetheless, real estate of the subject's caliber is commonly purchased on a direct capitalization basis. Overall, this methodology has been given consideration in our final analysis.

Conclusions

      We have briefly discussed the applicability of each of the approaches presented. The Sales Comparison Approach and Income Approach are supportive of each other, and neither range being extremely high or low in terms of the other.

      As a result of our analysis, we have formed an opinion that the market value of the leased fee estate in Woodfield Village Green, subject to the assumptions, limiting conditions, certifications, and definitions, as of August 1, 1997, will be:

               SEVENTY-TWO MILLION THREE HUNDRED THOUSAND DOLLARS
                                   $72,300,000

      Further, we have formed an opinion that the market value of the fee simple estate in excess land parcel measuring 11.19-acres, subject to the assumptions, limiting conditions, certifications, and definitions, as of August 1, 1997, will be:

                   FIVE MILLION NINE HUNDRED THOUSAND DOLLARS
                                   $5,900,000


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                                         Reconciliation and Final Value Estimate
================================================================================

      Therefore, the combined value of the leased fee estate in Woodfield Village Green and the fee simple estate of the excess land parcel, subject to the assumptions, limiting conditions, certifications, and definitions, as of August 1,1997, will be:

               SEVENTY-EIGHT MILLION TWO HUNDRED THOUSAND DOLLARS
                                   $78,200,000


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                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Appraisal" means the appraisal report and opinion of value stated therein; or the letter opinion of value, to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Appraisal.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Appraisal.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Appraisal.

This appraisal is made subject to the following assumptions and limiting conditions:

1. No opinion is intended to be expressed and no responsibility is assumed for the legal description or for any matters which are legal in nature or require legal expertise or specialized knowledge beyond that of a real estate appraiser. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Appraisal or upon which the Appraisal is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraiser nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits and factual matters.

3. The opinion of value is only as of the date stated in the Appraisal. Changes since that date in external and market factors or in the Property itself can significantly affect property value.

4. The Appraisal is to be used in whole and not in part. No part of the Appraisal shall be used in conjunction with any other appraisal. Publication of the Appraisal or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise stated in the letter of engagement, the Appraisal may not be used by any person other than the party to whom it is addressed or for purposes other than that for which it was prepared. No part of the Appraisal shall be conveyed to the public through advertising, or used in any sales or promotional material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. Except as may be otherwise stated in the letter of engagement, the Appraiser shall not be required to give testimony in any court or administrative proceeding relating to the Property or the Appraisal.


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                                             Assumptions and Limiting Conditions
================================================================================

6. The Appraisal assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state and local zoning and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Appraisal; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimate contained in the Appraisal is based.

7. The physical condition of the improvements considered by the Appraisal is based on visual inspection by the Appraiser or other person identified in the Appraisal. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components

8. The forecasted potential gross income referred to in the Appraisal may be based on lease summaries provided by the owner or third parties. The Appraiser has reviewed lease documents and assumes no responsibility for the authenticity or completeness of lease information provided by others. C&W recommends that legal advice be obtained regarding the interpretation of lease provisions and the contractual rights of parties.

9. The forecasts of income and expenses are not predictions of the future. Rather, they are the Appraiser's best estimates of current market thinking on future income and expenses. The Appraiser and C&W make no warranty or representation that these forecasts will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Appraisal, envisages for the future in terms of rental rates, expenses, supply and demand.

10. Unless otherwise stated in the Appraisal, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance of the improvements or may be located at or about the Property was not considered in arriving at the opinion of value. These materials (such as formaldehyde foam insulation, asbestos insulation and other potentially hazardous materials) may adversely affect the value of the Property. The Appraisers are not qualified to detect such substances. C&W recommends that an environmental expert be employed to determine the impact of these matters on the opinion of value.


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                                             Assumptions and Limiting Conditions
================================================================================

11. Unless otherwise stated in the Appraisal, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in arriving at the opinion of value. Failure to comply with the requirements of the ADA may adversely affect the value of the property. C&W recommends that an expert in this field be employed.


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                                                      CERTIFICATION OF APPRAISAL
================================================================================

      We certify that, to the best of our knowledge and belief:

1. Kelleen M. Bodine inspected the property and Stanley R. Dennis, Jr., MAI has reviewed and approved the report.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event. The appraisal assignment was not based on a requested minimum valuation, a specific valuation or the approval of a loan.

6. No one provided significant professional assistance to the persons signing this report.

7. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI has completed the requirements of the continuing education program of the Appraisal Institute.


      /s/ Kelleen M. Bodine                       /s/ Stanley R. Dennis, Jr.

      Kelleen M. Bodine                           Stanley R. Dennis, Jr., MAI
      Associate Director                          Director, Manager
      Illinois Certification No. 153-000825       Illinois Certification
                                                  No. 153-000888


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                                                                         ADDENDA
================================================================================

                           PRO-JECT ASSUMPTIONS REPORT

                         PRO-JECT LEASE ABSTRACT REPORT

                        PRO-JECT LEASE EXPIRATION REPORT

                             ENDS FULL DATA REPORTS

                       CUSHMAN & WAKEFIELD INVESTOR SURVEY

                           APPRAISERS' QUALIFICATIONS

                             WOODFIELD VILLAGE GREEN
                            PROJECT DESIGNATOR: SC07
                            REVISION: 7/10/97 @ 13:00
                           PROJECT ASSUMPTIONS REPORT
                                EXCLUDING TENANTS
                                7/10/97 @ 14:57

BUILDING PROLOGUE

LEASEHOLD ANALYSIS OF WOODFIELD VILLAGE GREEN BEGINNING 8/1996
FOR 15 YEARS ON A FISCAL YEAR BASIS

AREA MEASURES

TGLA

DESCRIBED AS TOTAL CENTER GLA
1996 VALUE -    508,092
THEREAFTER - CONSTANT

OCCA
DESCRIBED AS TOTAL CENTER OCCUPIED AREA
1996 VALUE - 480,289
1997 VALUE - 506,800
1998 VALUE - 507,336
1999 VALUE - 504,190
2000 VALUE - 505,989
2001 VALUE - 508,092
2002 VALUE - 506,925
2003 VALUE - 508,092
2004 VALUE - 507,579
2005 VALUE - 507,259
2006 VALUE - 503,434
2007 VALUE - 507,905
2008 VALUE - 506,175
2009 VALUE - 504,609
2010 VALUE - 507,675
THEREAFTER - CONSTANT

BSGL
DESCRIBED AS BUILDER'S SQUARE GLA
1996 VALUE -     110,400
THEREAFTER - CONSTANT

CMGL

DESCRIBED AS GLA FOR CAM AND LIAB INS ALLOCATION (EXCLUDES BLDRS SQUARE) +100.0% OF TGLA-100.0% OF BSGL

TXEX
DESCRIBED AS GLA EXCLUDED FOR TAX ALLOCATION (BUILDERS SQR & CALIF PIZZA)
1996 VALUE        117,400
THEREAFTER - CONSTANT

TXGL
DESCRIBED AS OLA FOR TAX ALLOCATION
+100.0% OF TGLA-100.0% OF TXEX

PIEX
DESCRIBED AS GLA EXCLUDED FOR PROP INS ALLOCATION (BLDRS SQRE, SERV MERCH, SPORTS AUTHORITY, BORDERS BOOKS, CIRCUIT CITY)
1996 VALUE -      265,804
THEREAFTER - CONSTANT

PIGL
DESCRIBED AS GLA FOR PROP INS ALLOCATION
+100.0% OF TGLA-100.0% OF PIEX

GROWTH RATES

MKTG
DESCRIBED AS MARKET RENTAL GROWTH RATE
1996 VALUE -        3.50
THEREAFTER - CONSTANT

CPIG
DESCRIBED AS CPI GROWTH RATE
1996 VALUE -        3.50
THEREAFTER - CONSTANT

SALE
DESCRIBED AS RETAIL SALES GROWTH RATE
1996 VALUE -        3.50
THEREAFTER - CONSTANT

EXPG
DESCRIBED AS OPERATING EXPENSE GROWTH RATE
1996 VALUE -        3.50
THEREAFTER - CONSTANT

STEP
DESCRIBED AS ANNUAL CONTRACT RENTAL ESCALATION
1996 VALUE -        2.00
THEREAFTER - CONSTANT

MARKET RATES

RREV
DESCRIBED AS STRUCTURAL RESERVE PER SF
1996 VALUE -        0.10
1997 VALUE -        0.10
THEREAFTER - GROWING AT GROWTH RATE CPIG

NCOM
DESCRIBED AS NEW LEASING COMMISSION RATE
1996 VALUE -        3.50
THEREAFTER - CONSTANT

RCOM
DESCRIBED AS RENEWAL LEASING COMMISSION RATE
  +50.0% OF NCOM

SCOM
DESCRIBED AS WEIGHTED AVERAGE LEASING COMMISSION RATE
  +30.0% OF NCOM +70.0% OF RCOM

NTIA
DESCRIBED AS NEW TENANT ALLOWANCE FOR ANCHOR TENANTS
1996 VALUE -        10.00
1997 VALUE -        10.00
THEREAFTER - GROWING AT GROWTH RATE MKTG

RTIA
DESCRIBED AS RENEWAL TENANT ALLOWANCE FOR ANCHOR TENANTS
+25.0% OF NTIA

STIA
DESCRIBED AS WEIGHTED AVERAGE TENANT ALLOWANCE FOR ANCHOR TENANTS
  +30.0% OF NTIA +70.0% OF RTIA

ANC1
DESCRIBED AS MARKET RENTAL RATE FOR ANCHOR TENANTS 20,000 - 39,999 SF
1996 VALUE -       15.00
1997 VALUE -       15.00
THEREAFTER - GROWING AT GROWTH RATE MKTG

ANC2
DESCRIBED AS MARKET RENTAL RATE FOR ANCHOR TENANTS > 40,000 SF
1996 VALUE -     11.75
1997 VALUE -     11.75
THEREAFTER - GROWING AT GROWTH RATE MKTG

INL1
DESCRIBED AS MARKET RENTAL RATE FOR IN-LINE TENANTS < 2,000 SF
1996 VALUE -     31.00
1997 VALUE -     31.00
THEREAFTER - GROWING AT GROWTH RATE MKTG

INL2
DESCRIBED AS MARKET RENTAL RATE FOR IN-LINE TENANTS 2,001 - 3,999 SF
1996 VALUE -       27.00
1997 VALUE -       27.00
THEREAFTER - GROWING AT GROWTH RATE MKTG

INL3
DESCRIBED AS MARKET RENTAL RATE FOR IN-LINE TENANTS 4,000 - 19,999 SF
1996 VALUE -       22.00
1997 VALUE -       22.00
THEREAFTER - GROWING AT GROWTH RATE MKTG

SALE
DESCRIBED AS AVERAGE RETAIL SALES PER SF
1996 VALUE -         237
THEREAFTER - GROWING AT GROWTH RATE SALE

NTIL
DESCRIBED AS NEW TENANT ALLOWANCE FOR IN-LINE TENANTS
1996 VALUE -        5.00
1997 VALUE -        5.00
THEREAFTER - GROWING AT GROWTH RATE MKTG

RTIL
DESCRIBED AS RENEWAL TENANT ALLOWANCE FOR IN-LINE TENANTS
+25.0% OF NTIL

STIL
DESCRIBED AS WEIGHTED AVERAGE TENANT ALLOWANCE FOR IN-LINE TENANTS +30.0% OF NTIL +70.0% OF RTIL

MISCELLANEOUS INCOMES

MISCELLANEOUS INCO
1996 VALUE -     6,600
1997 VALUE -     6,600
THEREAFTER - GROWING AT GROWTH RATE CPIG

PERF BYCLE TERM FE
1996 VALUE -        0.00

1997 VALUE -      18,333
1998 VALUE -        0.00
1999 VALUE -        0.00
THEREAFTER - CONSTANT

EXPENSES

MANAGEMENT FEES  , REFERRED TO AS MGMT
DESCRIBED AS MANAGEMENT FEES
AN INFORMATIONAL EXPENSE
1996 VALUE - 173,725
1997 VALUE - 268,114
1998 VALUE - 273,640
1999 VALUE - 277,469
2000 VALUE - 283,977
2001 VALUE - 291,284
2002 VALUE - 295,648
2003 VALUE - 301,809
2004 VALUE - 310,808
2005 VALUE - 316,219
2006 VALUE - 319,022
2007 VALUE - 330,789
2008 VALUE - 335,338
2009 VALUE - 348,722
2010 VALUE - 363,156

THEREAFTER - CONSTANT

TOTAL CENTER CAM  , REFERRED TO AS CAME
DESCRIBED AS TOTAL CENTER CAM
CHARGED AGAINST NET OPERATING INCOME
1996 VALUE -        1.00
1997 VALUE -     410,700
THEREAFTER - GROWING AT GROWTH RATE EXPG

TOTAL CAM W/3% AD , REFERRED TO AS CAO3
DESCRIBED AS TOTAL CENTER CAM W/3% ADMIN
AN INFORMATIONAL EXPENSE
+103.0% OF CAME

TOTAL CAM W/5% AD , REFERRED TO AS CAO5
DESCRIBED AS TOTAL CENTER CAM W/5% ADMIN
AN INFORMATIONAL EXPENSE
+105.0% OF CAME

TOTAL CAM W/7% AD , REFERRED TO AS CAO7
DESCRIBED AS TOTAL CENTER CAM W/7% ADMIN

AN INFORMATIONAL EXPENSE
+107.0% OF CAME

TOTAL CAM W/1O% AD, REFERRED TO AS CAl0
DESCRIBED AS TOTAL CENTER CAM W/10% ADMIN
AN INFORMATIONAL EXPENSE
+110.0% OF CAME

TOTAL CAM W/12% AD, REFERRED TO AS CA12
DESCRIBED AS TOTAL CENTER CAM W/12% ADMIN
AN INFORMATIONAL EXPENSE
+112.0% OF CAME

TOTAL CAM W/15% AD, REFERRED TO AS CAl5
DESCRIBED AS TOTAL CENTER CAM W/15% ADMIN
AN INFORMATIONAL EXPENSE
+115.0% OF CAME

CENTER TAXES     , REFERRED TO AS CTAX
DESCRIBED AS SMALL SHOP TAXES
AN INFORMATIONAL EXPENSE
1996 VALUE -          1.00
1997 VALUE - 2,370,803
THEREAFTER - GROWING AT GROWTH RATE EXPG

RE TAX W/12%     , REFERRED TO AS RE12
DESCRIBED AS REAL ESTATE TAXES W/12% ADMIN
AN INFORMATIONAL EXPENSE
+112.0% OF CTAX

RE TAX W/15%      , REFERRED TO AS RE15
DESCRIBED AS REAL ESTATE TAXES W/15% ADMIN
AN INFORMATIONAL EXPENSE
+115.0% OF CTAX

PROPERTY INSURANCE, REFERRED TO AS PINS
DESCRIBED AS PROPERTY INSURANCE
AN INFORMATIONAL EXPENSE
1996 VALUE -        1.00
1997 VALUE -    18,172
THEREAFTER - GROWING AT GROWTH RATE EXPG

LIAB INSURANCE   , REFERRED TO AS LINS
DESCRIBED AS LAIBILITY INSURANCE
AN INFORMATIONAL EXPENSE
1996 VALUE -        1.00
1997 VALUE -    89,481
THEREAFTER - GROWING AT GROWTH RATE EXPG

TOTAL INSURANCE   , REFERRED TO AS INSE
DESCRIBED AS TOTL CENTER INSURANCE EXPENSE
CHARGED AGAINST NET OPERATING INCOME
+100.0% OF PINS+100.0% OF LINS

PROP INS w/12%    , REFERRED TO AS PI12
DESCRIBED AS PROPERTY INSURANCE W/12% ADMIN
AN INFORMATIONAL EXPENSE
+112.0% OF PINS

LIAB INS w/12%    , REFERRED TO AS LI12
DESCRIBED AS LIABILITY INSURANCE W/12% ADMIN
AN INFORMATIONAL EXPENSE
+112.0% OF LINS

PROP INS W/15%    , REFERRED TO AS PI15
DESCRIBED AS PROPERTY INSURANCE W/15% ADMIN
AN INFORMATIONAL EXPENSE
+115.0% OF PINS

LIAB INS W/15%    , REFERRED TO AS LI15
DESCRIBED AS LIABILITY INSURANCE W/15% ADMIN
AN INFORMATIONAL EXPENSE
+115.0% OF LINS

CAM + MGMT        , REFERRED TO AS CM00
DESCRIBED AS TOTAL CAM PLUS MGMT FEE
AN INFORMATIONAL EXPENSE
+100.0% OF MGMT+100.0% OF CAME

CAM + MGMT W/15%  , REFERRED TO AS CM15
DESCRIBED AS TOTAL CAM PLUS MGMT FEE W/15% ADMIN
AN INFORMATIONAL EXPENSE
+115.0% OF CM00

CAM + MGMT W/12%  , REFERRED TO AS CM12
DESCRIBED AS TOTAL CAM PLUS MGMT FEE W/12% ADMIN
AN INFORMATIONAL EXPENSE
+112.0% OF CM00

MGMT FEE EXPNESE  , REFERRED TO AS MGM1
AN INFORMATIONAL EXPENSE

1996 VALUE -    276,760
1997 VALUE -    429,471
1998 VALUE -  6,751,082
1999 VALUE - %130,409,800
2000 VALUE - %203,060,096
2001 VALUE - %317,990,784

2002 VALUE - %319,983,008
2003 VALUE - %321,624,384
2004 VALUE - %363,056,384
2005 VALUE - %559,000,192
2006 VALUE - %580,023,424
2007 VALUE - %591,368,832
2008 VALUE - %584,786,816
2009 VALUE-  %3,460,257,024
2010 VALUE-  %4,180,908,032
THEREAFTER - CONSTANT

SEP TAX PARCELS   , REFERRED TO AS PTAX
DESCRIBED AS OUTPARCEL TAXES
AN INFORMATIONAL EXPENSE
1996 VALUE -      1.00
1997 VALUE -   654,722
THEREAFTER - GROWING AT GROWTH RATE EXPG

TOTAL TAXES       , REFERRED TO AS TTAX
DESCRIBED AS TOTAL CENTER TAXES
CHARGED AGAINST NET OPERATING INCOME
+100.0% OF PTAX+100.0% OF CTAX

LIAB INS + 5%     , REFERRED TO AS LI05
AN INFORMATIONAL EXPENSE
+105.0% OF LINS

TOTAL CAM W/ 7.5% , REFERRED TO AS CA75
AN INFORMATIONAL EXPENSE
+107.5% OF CAME

OTHER EXPENSE     , REFERRED TO AS OTHE
CHARGED AGAINST NET OPERATING INCOME
1996 VALUE -         1.00
1997 VALUE -        5,000
THEREAFTER - GROWING AT GROWTH RATE EXPG

VACANCY ALLOWANCE

PERCENTAGE OF POTENTIAL GROSS INCOME
FOR ALL TENANTS SUBJECT TO VACANCY
1996 VALUE -        1.50
THEREAFTER - CONSTANT

MANAGEMENT FEE

PERCENTAGE OF EFFECTIVE GROSS INCOME
FOR ALL TENANTS
PASSED THROUGH TO TENANTS USING EXPENSE MGMT
1996 VALUE -        2.50
THEREAFTER - CONSTANT

COMMISSION CALCULATIONS

STANDARD METHOD  #1 -  0.000%  OF TOTAL RENT

STANDARD METHOD  #2 -  0.000%  OF TOTAL RENT

STANDARD METHOD  #3 -  0.000%  OF TOTAL RENT

STANDARD METHOD  #4 -  0.000%  OF TOTAL RENT

STANDARD METHOD  #5 -  0.000%  OF TOTAL RENT

COMMISSION PAYOUTS

STANDARD METHOD #1 - CASHED OUT

STANDARD METHOD #2 - CASHED OUT

STANDARD METHOD #3 - CASHED OUT

STANDARD METHOD #4 - CASHED OUT

STANDARD METHOD #5 - CASHED OUT

ALTERATION CALCULATION

NONE

ALTERATION PAYOUTS

STANDARD METHOD #1 - CASHED OUT

STANDARD METHOD #2 - CASHED OUT

STANDARD METHOD #3 - CASHED OUT

STANDARD METHOD #4 - CASHED OUT

STANDARD METHOD #5 - CASHED OUT

COMMON AREA MAINTENANCE POOL

NONE

CAPITAL EXPENDITURES

STRUCTURAL RESERVE
MARKET RATE RREV MULTIPLIED BY AREA MEASURE TGLA

PRIMARY CLASSIFICATION CODES

      1 - ANCHORS
      2 - IN LINE SHOPS
      3 - OUTPARCELS (OWNED)
      4 - OUTPARCELS (SOLD)
      5 - SEP CAM PARCEL

SECONDARY CLASSIFICATION CODES

      1 - ANCHOR 20000-39999
      2 - ANCHOR > 40,000 SF
      3 - IN LINE < 2,000 SF
      4 - IN LINE 2001-3999
      5 - IN LINE 4000-19999
      6 - NONOWNED OOTPARCEL
      7 -
      8 -

COST CENTERS

      1 - CAM
      2 - REAL ESTATE TAXES
      3 - INSURANCE

SALES VOLUME PROFILE
--------------------

            PERCENT OF      RELATIVE
MONTH      ANNUAL SALES      VOLUME
-----      ------------      ------

JAN            8.33%          1.00
FEB            8.33%          1.00
MAR            8.33%          1.00
APR            8.33%          1.00
MAY            8.33%          1.00
JUN            8.33%          1.00
JUL            8.33%          1.00
AUG            8.33%          1.00
SEP            8.33%          1.00
OCT            8.33%          1.00
NOV            8.33%          1.00
DEC            8.33%          1.00
TOTALS       100.00%         12.00

GLOBAL RECOVERIES

TOTAL CAM W/15% AD, REFERRED TO AS CM15
ASSIGNED TO COST CENTER       1 - CAM
PRO RATA SHARE RECOVERY OF EXPENSE CA15
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE CMGL
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

CENTER TAXES      , REFERRED TO AS TAX1
ASSIGNED TO COST CENTER   2 - REAL ESTATE TAXES
PRO RATA SHARE RECOVERY OF EXPENSE CTAX
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE TXGL
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

PROP INS W/15%    , REFERRED TO AS PI15
ASSIGNED TO COST CENTER 3 - INSURANCE

PRO RATA SHARE RECOVERY OF EXPENSE P115
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE PIGL
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

LIAB INS w/15%    , REFERRED TO AS LI15
ASSIGNED TO COST CENTER    3 - INSURANCE
PRO RATA SHARE RECOVERY OF EXPENSE LI15
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE CMGL
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

GOP1
GLOBAL GROUPING
GLOBAL RECOVERY CM15
GLOBAL RECOVERY TAX1
GLOBAL RECOVERY PI15
GLOBAL RECOVERY LI15

TENANT PROLOGUE

MINIMUM RENTS:
SPECIFIED AMOUNTS INTERPRETED AS AMOUNTS/SQUARE FOOT/YEAR
MARKET RATES INTERPRETED AS AMOUNTS/SQUARE FOOT/YEAR

SALES VOLUMES AND BREAKPOINTS:
SPECIFIED AMOUNTS INTERPRETED AS AMOUNTS/YEAR
MARKET RATES INTERPRETED AS AMOUNTS/SQUARE FOOT/YEAR

RENEWAL RENTS ARE COMPOUNDED ANNUALLY
RELETTING DOWNTIME AND EXPENSES ARE NOT CONDITIONAL ON GOING TO MARKET

REFERENCE TENANTS

THERE ARE A TOTAL OF 1 REFERENCE TENANT(S):

# 1 - SUITE 1          , VACANT
BASE LEASE DATES:        1/1997 TO 2/1997
TYPE OF TENANT:          RETAIL
SQUARE FOOTAGE:               1

SUBJECT TO VACANCY ALLOWANCE

MINIMUM RENT:
INITIAL RENT -      0.00/SF/YR

PERCENTAGE RENT:
INITIAL SALES -            0/YEAR
THEREAFTER    - GROWING AT 0.00%
WITH A NATURAL BREAKPOINT PLUS MINIMUM RENT
RECAPTURES:  NONE

RECOVERIES:  NONE

COMMISSIONS:    NONE

ALTERATIONS:    NONE

SPECULATIVE RENEWALS:

          LENGTH      VACANT   SQ FT     MONTHS OF
 TERM  YEARS.MONTHS   MONTHS INCREASE    FREE RENT COMMISSIONS   ALTERATIONS
 ----  ------------   ------ --------    --------- -----------   -----------
   1       7.00          2     NONE        NONE        YES           YES
   2       7.00          2     NONE        NONE        YES           YES

RENEWAL MINIMUM RENT:
MARKET RATE INL3 MULTIPLIED BY 1.000
INCREASING AT GROWTH RATE STEP PER YEAR DURING EACH RENEWAL TERM

RENEWAL PERCENTAGE RENT:
SALES AND OVERAGE PERCENTAGE(S) WILL CONTINUE FROM BASE LEASE

RENEWAL RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY GOP1

RENEWAL COMMISSIONS:   MARKET RATE SCOM
RENEWAL PAYOUT:        CASHED OUT

RENEWAL ALTERATIONS:   MARKET RATE STIL
RENEWAL PAYOUT:        CASHED OUT

                             WOODFIELD VILLAGE GREEN
                            PROJECT DESIGNATOR: SC07
                            REVISION: 7/10/97 @ 13:00
                              LEASE ABSTRACT REPORT
                                 FOR ALL TENANTS
                                 7/10/97 @ 14:57

                 PRIMARY/                                               ANNUAL
                SECONDARY SQUARE   LEASE  LEASE  OPTION   MINIMUM       MINIMUM   OVERAGE  CEILING   BREAKPOINT
     TENANT       CODES    FEET    BEGIN   END    #/MOS   RENT/SF        RENT        %     (000'S)     (000'S)   RECOVERIES
--------------- --------- ------   -----  -----  ------   -------       -------   -------  -------   ----------  ----------
#  1-SUITE 1325     5   110,400    9/94   8/19     -         13.03   1,438,512    1.00  UNLIMITED   142,000   SEP TAX PARCELS
BUILDER'S SQUARE    2
                                                  1- 60      13.03   1,438,512    1.00  UNLIMITED   156,200   SEP TAX PARCELS

#  2-SUITE 1400     2     3,000    5/94   5/99     -         28.00      84,000    3.00  UNLIMITED   NATURAL   TOTAL CAM W/15% AD
CASUAL MALE         4                                  6/97  29.00      87,000                                RE TAX W/15%
                                                                                                              PROP INS W/15%
                                                                                                              LIAB INS W/15%

#  3-SUITE 140      2     2,000    5/97   4/02     -         35.00      70,000                      NATURAL   TOTAL CAM W/15% AD
FUNCOLAND           3                                  5/98  35.50      71,000                                CENTER TAXES
                                                       5/99  36.00      72,000                                PROP INS W/15%
                                                       5/00  36.50      73,000                                LIAB INS W/15%
                                                       5/01  37.00      74,000

#  4-SUITE 1404     2     1,136    6/96   5/99     -         33.00      37,488    6.00  UNLIMITED   NATURAL   CAM + MONT W/15%
HABANA CIGARS       3                                  6/97  34.65      39,362                                RE TAX W/15%
                                                       6/98  36.38      41,328                                PROP INS W/15%
                                                                                                              LIAB INS W/15%

#  5-SUITE 1408     2     5,000    7/94   7/97     -         20.00     100,000    6.00  UNLIMITED     3,000   TOTAL CAM W/15% AD
PERFORMANCE CYCLE   5                                  7/97  22.00     110,000               7/97     3,300   REAL ESTATE TAXES
                                                                                             7/01     3,795   PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

#  6-SUITE 1410     2     5,000   11/94  12/04     -         25.00     125,000                      NATURAL   TOTAL CAM W/15% AD
JEWELRY 3           5                                  1/98  27.60     138,000                                REAL ESTATE TAXES
                                                       1/00  29.60     148,000                                PROPERTY INSURANCE
                                                       1/03  32.66     163,300                                LIAB INSURANCE

#  7-SUITE 1420     1    33,008   12/93   1/09     -         14.50     478,616                      NATURAL   TOTAL CAM W/10% AD
CIRCUIT CITY        1                                  2/04  15.95     526,478                                REAL ESTATE TAXES
                                                                                                              LIAB INSURANCE
                                                  1- 60      17.55     579,125                      NATURAL   TOTAL CAM W/1O% AD
                                                                                                              REAL ESTATE TAXES
                                                                                                              LIAB INSURANCE


                   PRO RATA   % OF RENT
     TENANT        SHARE BASE  SUBJ TO CPI
---------------    --------   ------------
#  1-SUITE 1325    ZERO
BUILDER'S SQUARE
                   ZERO

#  2-SUITE 1400    ZERO
CASUAL MALE        ZERO
                   ZERO
                   ZERO

#  3-SUITE 140     ZERO
FUNCOLAND          ZERO
                   ZERO
                   ZERO


#  4-SUITE 1404    ZERO
HABANA CIGARS      ZERO
                   ZERO
                   ZERO

#  5-SUITE 1408    ZERO
PERFORMANCE CYCLE  ZERO
                   ZERO
                   ZERO

#  6-SUITE 1410    ZERO
JEWELRY 3          ZERO
                   ZERO
                   ZERO

#  7-SUITE 1420    ZERO
CIRCUIT CITY       ZERO
                   ZERO
                   ZERO
                   ZERO
                   ZERO

                 PRIMARY/                                               ANNUAL
                SECONDARY SQUARE   LEASE  LEASE  OPTION   MINIMUM       MINIMUM   OVERAGE  CEILING   BREAKPOINT
     TENANT       CODES    FEET    BEGIN   END    #/MOS   RENT/SF        RENT        %     (000'S)     (000'S)   RECOVERIES
--------------- --------- ------   -----  -----  ------   -------       -------   -------  -------   ----------  ----------
#  8-SUITE 1430     1    30,273    10/96   9/11     -         15.30     463,177    1.50   UNLIMITED  12,000   TOTAL CAM W/15% AD
SAKS OFF FIFTH AVE  1                                  10/01  16.65     504,045                               REAL ESTATE TAXES
                                                       10/06  16.13     548,849                               PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

                                                   1- 60      19.00     575,187    1.50   UNLIMITED  12,000   TOTAL CAM W/15% AD
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

#  9-SUITE 1440     1     50,000   12/93   2/14     -          7.00     350,000                     NATURAL   TOTAL CAM W/5% AL
SERVICE MERCH       2                                                                                         REAL ESTATE TAXES
                                                                                                              LIAB INS + 5%

                                                   1- 60       8.05     402,500                     NATURAL   TOTAL CAM W/5% AD
                                                                                                              REAL ESTATE TAXES
                                                                                                              LIAB INS + 5%

# 10-SUITE 1450     1     23,500   4/94    1/10     -         13.50     317,250                     NATURAL   TOTAL CAM W/ 7.5%
OFFICE MAX          1                                   4/99  14.50     340,750                               REAL ESTATE TAXES
                                                        4/04  15.50     364,250                               PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

                                                   1- 60      17.00     399,500                     NATURAL   TOTAL CAM W/ 7.5%
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

# 11-SUITE 1460     1     24,969   12/95   1/11     -         18.00     449,442                     NATURAL   TOTAL CAM W/ 7.5%
CONTAINER STORE     1                                   2/01  19.00     474,411                               REAL ESTATE TAXES
                                                        2/06  20.00     499,380                               PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

                                                   1- 60      21.00     524,349                     NATURAL   TOTAL CAM W/ 7.5%
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

# 12-SUITE 1470     1     42,396   12/93   11/13    -         12.50     529,950                     NATURAL   TOTAL CAM W/7 AD
SPORTS AUTHORITY    2                                   12/03 13.75     582,945                               REAL ESTATE TAXES
                                                        12/08 15.12     641,028                               PROPERTY INSURANCE

                  PRO RATA   % OF RENT
     TENANT      SHARE BASE  SUBJ TO CPI
---------------  ----------  -----------
#  8-SUITE 1430    ZERO
SAKS OFF FIFTH AVE ZERO
                   ZERO
                   ZERO

                   ZERO
                   ZERO
                   ZERO
                   ZERO

#  9-SUITE 1440    ZERO
SERVICE MERCH      ZERO
                   ZERO

                   ZERO
                   ZERO
                   ZERO

# 10-SUITE 1450    ZERO
OFFICE MAX         ZERO
                   ZERO
                   ZERO

                   ZERO
                   ZERO
                   ZERO
                   ZERO

# 11-SUITE 1460    ZERO
CONTAINER STORE    ZERO
                   ZERO
                   ZERO

                   ZERO
                   ZERO
                   ZERO
                   ZERO

# 12-SUITE 1470    ZERO
SPORT AUTHORITY    ZERO
                   ZERO

                 PRIMARY/                                               ANNUAL
                SECONDARY SQUARE   LEASE  LEASE  OPTION   MINIMUM       MINIMUM   OVERAGE  CEILING   BREAKPOINT
     TENANT       CODES    FEET    BEGIN   END    #/MOS   RENT/SF        RENT        %     (000'S)     (000'S)   RECOVERIES
--------------- --------- ------   -----  -----  ------   -------       -------   -------  -------   ----------  ----------
                                                   1- 60      16.63     705,045                     NATURAL   TOTAL CAM W/7% AD
                                                                                                              REAL ESTATE TAXES
                                                                                                              LIAB INSURANCE

# 13-SUITE 1472     2      3,647   12/93    5/99    -         24.00      87,528                     NATURAL   TOTAL CAM W/15% AD
WORK N GEAR         4                                                                                         RE TAX W/15%
                                                                                                              PROP INS W/15%
                                                                                                              LIAB INS W/15%

# 14-SUITE 1478     2      2,130    3/94    5/99    -         24.00      51,120    3.00   UNLIMITED NATURAL   TOTAL CAM W/15% AD
PAYLESS SHOESURCE   4                                                                                         RE TAX W/15%
                                                                                                              PROP INS W/15%
                                                                                                              LIAB INS W/15%

# 15-SUITE 1480     2      1,379    6/94    3/99    -         25.00      34,475    6.00   UNLIMITED NATURAL   CAM + MGMT W/15%
HOWARD MATERNITY    3                                                                                         RE TAX W/15%
                                                                                                              PROP INS W/15%
                                                                                                              LIAB INS W/15%
                                                   1- 60      28.24      38,939    6.00   UNLIMITED NATURAL   CAM + MGMT W/15%
                                                        4/02  31.48      43,411                               RE TAX W/15%
                                                                                                              PROP INS W/15%
                                                                                                              LIAB INS W/15%

# 16-SUITE 1484     2      8,959    7/94    6/99    -         20.00     179,180                     NATURAL   TOTAL CAM W/12% AD
ULTA 3 COSMETICS    5                                   7/97  20.50     183,660                               REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

# 17-SUITE 1488     1     40,000   12/93    1/09    -         12.00     480,000    2.50   UNLIMITED NATURAL   TOTAL CENTER CAM
MARSHALL'S          2                                 12/98   13.20     528,000                               CAM ADMIN
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

                                                   1- 60      14.50     580,000    2.50   UNLIMITED NATURAL   TOTAL CENTER CAM
                                                                                                              CAM ADMIN
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE


                  PRO RATA    % OF RENT
     TENANT      SHARE BASE   SUBJ TO CPI
---------------  ----------  -----------
                  ZERO
                  ZERO
                  ZERO

# 13-SUITE 1472   ZERO
WORK N GEAR       ZERO
                  ZERO
                  ZERO

# 14-SUITE 1478   ZERO
PAYLESS SHOESURCE ZERO
                  ZERO
                  ZERO

# 15-SUITE 1480   ZERO
HOWARD MATERNITY  ZERO
                  ZERO
                  ZERO
                  ZERO
                  ZERO
                  ZERO
                  ZERO

# 16-SUITE 1484   ZERO
ULTA 3 COSMETICS  ZERO
                  ZERO
                  ZERO

# 17-SUITE 1488   ZERO
MARSHALL'S
                  ZERO
                  ZERO
                  ZERO
                  ZERO



                  ZERO
                  ZERO
                  ZERO

                  PRIMARY/                                              ANNUAL
                 SECONDARY SQUARE LEASE  LEASE  OPTION     MINIMUM      MINIMUM  OVERAGE  CEILING
    TENANT         CODES    FEET  BEGIN   END   #/MOS      RENT/SF        RENT      %     (000'S)
---------------  --------  ------ -----  -----  ------  -------------   -------  -------  -------
# 18-SUITE 1500       2    11,500 11/95  10/00    -            23.00    264,500    2.00  UNLIMITED
OLD NAVY              5



# 19-SUITE 1510       2     4,500  8/96   7/06    -            21.00     94,500    3.00  UNLIMITED
FOOTQUARTERS          5                                  8/01  22.50    101,250


                                                 1- 60         24.00    108,000    3.00  UNLIMITED




# 20-SUITE 1520       1    40,000  4/94   1/09    -            13.00    520,000    1.00  UNLIMITED
NORDSTROM RACK        2                                  2/04  14.25    570,000


                                                 1- 60         15.25    610,000    1.00  UNLIMITED




# 21-SUITE 1522       2     9,075 12/93  11/98    -            21.00    190,575
LAND'S END OUTLET     5



# 22-SUITE 1540       1    30,000  4/94   3/09    -            14.00    420,000
BORDERS BOOKS         1                                  4/99  15.35    460,500
                                                         4/04  16.83    504,900

                                                 1- 60         18.46    553,800



# 23-SUITE 1550       4     7,000  1/93  12/44    -             0.00          0
CALIF PIZZA KITCHE    6

                   BREAKPOINT                      PRO RATA    % OF RENT
    TENANT          (000'S)       RECOVERIES      SHARE BASE  SUBJ TO CPI
---------------  ------------ ------------------  ----------  -----------
# 18-SUITE 1500     NATURAL   TOTAL CAM W/15% AD      ZERO
OLD NAVY                      REAL ESTATE TAXES       ZERO
                              PROPERTY INSURANCE      ZERO
                              LIAB INSURANCE          ZERO

# 19-SUITE 1510     NATURAL   CAM + MGMT W/15%        ZERO
FOOTQUARTERS                  REAL ESTATE TAXES       ZERO
                              PROP INS W/15%          ZERO
                              LIAB INS W/15%          ZERO

                    NATURAL   CAM + MGMT W/15%        ZERO
                              REAL ESTATE TAXES       ZERO
                              PROP INS W/15%          ZERO
                              LIAB INS W/15%          ZERO

# 20-SUITE 1520     18,000    TOTAL CAM W/3% AD       ZERO
NORDSTROM RACK                REAL ESTATE TAXES       ZERO
                              PROPERTY INSURANCE      ZERO
                              LIAB INSURANCE          ZERO

                    18,000    TOTAL CAM W/3% AD       ZERO
                              REAL ESTATE TAXES       ZERO
                              PROPERTY INSURANCE      ZERO
                              LIAB INSURANCE          ZERO

# 21-SUITE 1522     NATURAL   CAM + MGMT W/12%        ZERO
LAND'S END OUTLET             RE TAX W/12%            ZERO
                              PROP INS W/12%          ZERO
                              LIAB INS W/12%          ZERO

# 22-SUITE 1540     NATURAL   TOTAL CAM W/7% AD       ZERO
BORDERS BOOKS                 REAL ESTATE TAXES       ZERO
                              LIAB INSURANCE          ZERO

                    NATURAL   TOTAL CAM W/7% AD       ZERO
                              REAL ESTATE TAXES       ZERO
                              LIAB INSURANCE          ZERO

# 23-SUITE 1550     NATURAL   TOTAL CAM W/15% AD      ZERO
CALIF PIZZA KITCHE            PROPERTY INSURANCE      ZERO
                              LIAB INSURANCE          ZERO
                              SEP TAX PARCELS         ZERO

                                                                         PAGE  5

                  PRIMARY/                                              ANNUAL
                 SECONDARY SQUARE LEASE  LEASE  OPTION     MINIMUM      MINIMUM  OVERAGE  CEILING
    TENANT         CODES    FEET  BEGIN   END   #/MOS      RENT/SF        RENT      %     (000'S)
---------------  --------  ------ -----  -----  ------  -------------   -------  -------  -------

# 24-SUITE 1560       2    1,400   7/94  6/04    -              26.00    36,400
STARBUCKS COFFEE      3                                  7/97   28.00    39,200
                                                         7/01   30.00    42,000

                                                1- 60           33.50    46,900



# 25-SUITE 1562       2    1,120   3/95  2/00    -              30.00    33,600    3.00  UNLIMITED
BEN & JERRY'S         3                                 3/98    32.00    35,840


# 26-SUITE 1564       2    1,700  11/94 10/04    -              30.00    51,000    6.00  UNLIMITED
SCHLOTZKY'S           3                                11/97    32.70    55,590
                                                       11/01    36.62    62,254

# 27-SUITE 1570       2   15,000  10/94  9/04    -              21.00   315,000    2.00  UNLIMITED
R STROUDS             5                                10/97    22.00   330,000
                                                       10/01    23.00   345,000

                                                1- 60           25.00   375,000    2.00  UNLIMITED



# 28-SUITE 1408-A     2    2,500   8/97  7/02    -              32.00    80,000     -       -
AT&T                  4                                 8/98    32.50    81,250
                                                        8/99    33.00    82,500
                                                        8/00    33.50    83,750
                                                        8/01    34.00    85,000

# 29-SUITE 1408-B     2    2,500  11/97 10/02    -              27.00    67,500    6.00  UNLIMITED
VACANT                4                                11/98    27.54    68,850
                                                       11/99    28.09    70,227
                                                       11/00    28.65    71,632
                                                       11/01    29.23    73,064


                   BREAKPOINT                      PRO RATA    % OF RENT
    TENANT           (000'S)      RECOVERIES      SHARE BASE  SUBJ TO CPI
---------------    ---------- ------------------  ----------  -----------

# 24-SUITE 1560      NATURAL  TOTAL CAM W/15% AD      ZERO
STARBUCKS COFFEE              RE TAX W/15%            ZERO
                              PROP INS W/15%          ZERO
                              LIAB INS W/15%          ZERO

                     NATURAL  TOTAL CAM W/15% AD      ZERO
                              RE TAX W/15%            ZERO
                              PROP INS W/15%          ZERO
                              LIAB INS W/15%          ZERO

# 25-SUITE 1562      NATURAL  TOTAL CAM W/15% AD      ZERO
BEN & JERRY'S                 RE TAX W/15%            ZERO
                              PROP INS W/15%          ZERO
                              LIAB INS W/15%          ZERO

# 26-SUITE 1564      NATURAL  CAM + MGMT W/15%        ZERO
SCHLOTZKY'S                   RE TAX W/15%            ZERO
                              PROP INS W/15%          ZERO
                              LIAB INS W/15%          ZERO

# 27-SUITE 1570      NATURAL  TOTAL CAM W/15% AD      ZERO
R STROUDS                     REAL ESTATE TAXES       ZERO
                              PROPERTY INSURANCE      ZERO
                              LIAB INSURANCE          ZERO

                     NATURAL  TOTAL CAM W/15% AD      ZERO
                              REAL ESTATE TAXES       ZERO
                              PROPERTY INSURANCE      ZERO
                              LIAB INSURANCE          ZERO

# 28-SUITE 1408-A      -      TOTAL CAM W/15% AD      ZERO
AT&T                          CENTER TAXES            ZERO
                              PROP INS W/15%          ZERO
                              LIAB INS W/15%          ZERO

# 29-SUITE 1408-B     NATURAL TOTAL CAM W/15% AD      ZERO
VACANT                        CENTER TAXES            ZERO
                              PROP INS W/15%          ZERO
                              LIAB INS W/15%          ZERO

PACE  6

                  PRIMARY/                                                ANNUAL
                 SECONDARY  SQUARE  LEASE  LEASE  OPTION     MINIMUM      MINIMUM  OVERAGE  CEILING
    TENANT         CODES     FEET   BEGIN   END   #/MOS      RENT/SF        RENT      %     (000'S)
---------------  --------  -------- -----  -----  ------  -------------   -------  -------  -------

                           513,092
                           =======


                 BREAKPOINT                      PRO RATA    % OF RENT
    TENANT         (000'S)      RECOVERIES      SHARE BASE  SUBJ TO CPI
---------------  ---------- ------------------  ----------  -----------

                             WOODFIELD VILLAGE GREEN
                            PROJECT DESIGNATOR: SCO7
                            REVISION: 7/10/97 @ 13:00
                               TENANT AGING REPORT
                                 7/10/97 @ 14:57

                                             Expiry
 #  Suite    Tenant Name          Sq Feet     Date      Option(s)
-------------------------------- ---------- --------- -------------
  5 1408     PERFORMANCE CYCLE      5,000   Jul 1997
                                  -------
              1997 Total            5,000

 21 1522     LAND'S END OUTLET      9,075   Nov 1998
                                  -------
              1998 Total            9,075

 15 1480     HOWARD MATERNITY       1,379   Mar 1999  #1- 60 mos
 13 1472     WORK N GEAR            3,647   May 1999
 14 1478     PAYLESS SHOESURCE      2,130   May 1999
  4 1404     HABANA CIGARS          1,136   May 1999
  2 1400     CASUAL, MALE           3,000   May 1999
 16 1484     ULTA 3 COSMETICS       8,959   Jun 1999
                                  -------
              1999 Total           20,251

 25 1562     BEN & JERRY'S          1,120   Feb 2000
 18 1500     OLD NAVY              11,500   Oct 2000
                                  -------
              2000 Total           12,620

  3 1402     FUNCOLAND              2,000   Apr 2002
 28 1408-A   AT&T                   2,500   Jul 2002
 29 1408-B   VACANT                 2,500   Oct 2002
                                  -------
              2002 Total            7,000

 24 1560     STARBUCKS COFFEE       1,400   Jun 2004  #1- 60 mos
 27 1570     R STROUDS             15,000   Sep 2004  #1- 60 mos
 26 1564     SCHLOTZKY'S            1,700   Oct 2004
  6 1410     JEWELRY 3              5,000   Dec 2004
                                  -------
              2004 Total           23,100

 19 1510     FOOTQUARTERS           4,500   Jul 2006  #1- 60 mos
                                  -------
              2006 Total            4,500

 17 1488     MARSHALL'S            40,000   Jan 2009  #1- 60 mos
 20 1520     NORDSTROM RACK        40,000   Jan 2009  #1- 60 mos

WOODFIELD VILLAGE GREEN                                                   PAGE 2
                                             Expiry
 #  Suite    Tenant Name          Sq Feet     Date      Option(s)
-------------------------------- ---------- --------- -------------
  7 1420      CIRCUIT CITY         33,008   Jan 2009  #1- 60 mos
 22 1540      BORDERS BOOKS        30,000   Mar 2009  #1  60 mos
                                  -------
               2009 Total         143,008

 10 1450      OFFICE MAX           23,500   Jan 2010  #1- 60 mos
                                  -------
               2010 Total          23,500

 11 1460      CONTAINER STORE      24,969   Jan 2011  #1- 60 mos
  8 1430      SAKS OFF FIFTH AVE   30,273   Sep 2011  #1- 60 mos
                                  -------
               2011 Total          55,242

 12 1470      SPORTS AUTHORITY     42,396   Nov 2013  #1- 60 mos
                                  -------
               2013 Total          42,396

  9 1440      SERVICE MERCH        50,000   Feb 2014  #1- 60 mos
                                  -------
               2014 Total          50,000

  1 1325      BUILDER'S SQUARE    110,400   Aug 2019  #1- 60 mos
                                  -------
               2019 Total         110,400

 23 1550      CALIF PIZZA KITCHE    7,000   Dec 2044
                                  -------
               2044 Total           7,000

                                  -------
               Report Total       513,092
                                  =======

Wed Jul 2, 1997                                                          Page 1

                              CUSTOM SUMMARY REPORT
                          (POP FACTS: FULL DATA REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               Cushman & Wakefield
Meacham and Golf
Schaumburg, Illinois                       COORD:    42:03.03     88:02.69
--------------------------------------------------------------------------------
                                        3.00 MILE   5.00 MILE   10.00 MILE
DESCRIPTION                                RADIUS      RADIUS       RADIUS
--------------------------------------------------------------------------------

POPULATION
     2001 PROJECTION                       82,296     279,836      906,726
     1996 ESTIMATE                         79,911     275,605      881,193
     1990 CENSUS                           76,454     265,273      831,273
     1980 CENSUS                           63,231     237,839      702,750
     GROWTH 1980 - 1990                     20.91%      11.53%      18.29%

HOUSEHOLDS
     2001 PROJECTION                       34,317     108,419      341,071
     1996 ESTIMATE                         33,160     105,878      329,672
     1990 CENSUS                           30,804      99,845      303,822
     1980 CENSUS                           22,887      82,107      238,328
     GROWTH 1980 - 1990                     34.59%      21.60%       27.48%

1996 ESTIMATED POPULATION BY RACE          79,911     275,605      881,193
     WHITE                                  86.99%      88.89%       88.17%
     BLACK                                   3.19%       2.32%        2.30%
     ASIAN & PACIFIC ISLANDER                7.71%       7.11%        6.99%
     OTHER RACES                             2.11%       1.68%        2.54%

1996 ESTIMATED POPULATION                  79,911     275,605      881,193
     HISPANIC ORIGIN                         9.22%       7.80%        8.66%

OCCUPIED UNITS                             30,804      99,845      303,822
     OWNER OCCUPIED                         64.84%      70.50%       72.75%
     RENTER OCCUPIED                        35.16%      29.5O%       27.25%
     1990 AVERAGE PERSONS PER HH             2.45        2.63         2.71

1996 EST. HOUSEHOLDS BY INCOME             33,160     105,878      329,672
     $150,000 OR MORE                        6.78%       6.70%        6.88%
     $100,000 TO $149,999                    9.51%       9.15%        9.29%
     $ 75,000 TO $ 99,999                   12.39%      13.36%       13.53%
     $ 50,000 TO $ 74,999                   26.36%      27.81%       27.66%
     $ 35,000 TO $ 49,999                   17.31%      16.52%       16.80%
     $ 25,000 TO $ 34,999                   10.99%      10.14%       10.11%
     $ 15,000 TO $ 24,999                    8.48%       8.14%        8.14%
     $  5,000 TO $ 15,000                    6.69%       6.76%        6.28%
      UNDER $ 5,000                          1.49%       1.43%        1.30%
1996 EST. AVERAGE HOUSEHOLD INCOME        $74,288     $74,680      $75,567
1996 EST. MEDIAN HOUSEHOLD INCOME         $54,779     $56,305      $56,659
1996 EST. PER CAPITA INCOME               $31,203     $28,986      $28,500

Wed Jul 2, 1997                                                     Page 2

                              CUSTOM SUMMARY REPORT
                          (POP FACTS: FULL DATA REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               Cushman & Wakefield

Meacham and Golf
Schaumburg, Illinois                         COORD:   42:03.03    88:02.69
--------------------------------------------------------------------------------
                                         3.00 MILE   5.00 MILE   10.00 MILE
DESCRIPTION                                 RADIUS      RADIUS       RADIUS
--------------------------------------------------------------------------------

1996 ESTIMATED POPULATION BY SEX            79,911     275,605     881,193
     MALE                                    49.38%      49.08%      49.37%
     FEMALE                                  50.62%      50.92%      50.63%

MARITAL STATUS                              62,685     211,736     654,131
     SINGLE MALE                             16.49%      14.86%      14.37%
     SINGLE FEMALE                           13.04%      12.10%      11.58%
     MARRIED                                 54.82%      58.77%      60.32%
     PREVIOUSLY MARRIED MALE                  4.94%       4.29%       4.22%
     PREVIOUSLY MARRIED FEMALE               10.70%       9.98%       9.51%

HOUSEHOLDS WITH CHILDREN                     9,223      35,021     113,611
     MARRIED COUPLE FAMILY                   82.48%      85.05%      85.11%
     OTHER FAMILY-MALE HEAD                   3.64%       3.01%       3.12%
     OTHER FAMILY-FEMALE HEAD                13.15%      11.28%      11.10%
     NON FAMILY                               0.73%       0.65%       0.66%

1996 ESTIMATED POPULATION BY AGE            79,911     275,605      881,193
     UNDER 5 YEARS                            6.33%       6.98%       7.80%
      5 TO 9 YEARS                            5.83%       6.57%       7.04%
     10 TO 14 YEARS                           5.63%       6.44%       6.55%
     15 TO 17 YEARS                           3.63%       3.94%       3.79%
     18 TO 20 YEARS                           3.35%       3.19%       3.19%
     21 TO 24 YEARS                           6.16%       5.34%       5.25%
     25 TO 29 YEARS                          10.51%       8.67%       8.89%
     30 TO 34 YEARS                           9.96%       9.26%       9.56%
     35 TO 39 YEARS                           9.33%       9.38%       9.39%
     40 TO 49 YEARS                          16.43%      17.07%      16.40%
     50 TO 59 YEARS                           9.88%      10.43%      10.06%
     60 TO 64 YEARS                           3.55%       3.48%       3.37%
     65 TO 69 YEARS                           2.86%       2.99%       2.96%
     70 TO 74 YEARS                           2.13%       2.22%       2.23%
     75 + YEARS                               4.41%       4.06%       3.52%

     MEDIAN AGE                              34.29       34.80       33.92
     AVERAGE AGE                             35.77       35.44       34.57

Wed Jul 2, 1997                                                     Page 3

                              CUSTOM SUMMARY REPORT
                          (POP FACTS: FULL DATA REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               Cushman & Wakefield

Meacham and Golf
Schaumburg, Illinois                         COORD:   42:03.03     88:02.69
--------------------------------------------------------------------------------
                                         3.00 MILE   5.00 MILE   10.00 MILE
DESCRIPTION                                 RADIUS      RADIUS       RADIUS
--------------------------------------------------------------------------------
1996 ESTIMATED FEMALE POP. BY AGE           40,454     140,340      446,184
     UNDER 5 YEARS                            6.12%       6.68%       7.51%
     5  TO 9 YEARS                            5.80%       6.40%       6.82%
     10 TO 14 YEARS                           5.14%       6.06%       6.19%
     15 TO 17 YEARS                           3.45%       3.76%       3.68%
     18 TO 20 YEARS                           3.12%       2.96%       3.01%
     21 TO 24 YEARS                           5.83%       5.19%       5.15%
     25 TO 29 YEARS                          10.01%       8.38%       8.75%
     30 TO 34 YEARS                           9.51%       8.93%       9.29%
     35 TO 39 YEARS                           9.24%       9.31%       9.31%
     40 TO 49 YEARS                          16.59%      17.37%      16.67%
     50 TO 59 YEARS                           9.93%      10.35%      10.07%
     60 TO 64 YEARS                           3.65%       3.50%       3.40%
     65 TO 69 YEARS                           2.94%       3.05%       3.06%
     70 TO 74 YEARS                           2.33%       2.45%       2.41%
     75 + YEARS                               6.35%       5.60%       4.68%
     FEMALE MEDIAN AGE                       35.55       35.88       34.78
     FEMALE AVERAGE AGE                      37.24       36.67       35.60

POPULATION BY HOUSEHOLD TYPE                76,454     265,273     831,273
     FAMILY HOUSEHOLDS                       80.17%      85.14%      86.89%
     NON-FAMILY HOUSEHOLDS                   18.63%      13.95%      12.33%
     GROUP QUARTERS                           1.20%       0.91%       0.78%

HOUSEHOLDS BY TYPE                          30,804      99,845     303,822
     SINGLE MALE                             13.26%      10.19%       9.42%
     SINGLE FEMALE                           15.69%      13.36%      11.96%
     MARRIED COUPLE                          53.09%      60.08%      62.46%
     OTHER FAMILY-MALE HEAD                   2.92%       2.72%       2.89%
     OTHER FAMILY-FEMALE HEAD                 7.28%       7.52%       7.67%
     NON FAMILY-MALE HEAD                     4.75%       3.76%       3.45%
     NON FAMILY-FEMALE HEAD                   3.02%       2.37%       2.14%

POPULATION BY URBAN VS. RURAL               76,481     264,820     831,496
     URBAN                                  100.00%     100.00%      99.71%
     RURAL                                    0.00%       0.00%       0.29%

Wed Jul 2, 1997                                                         Page 4

                              CUSTOM SUMMARY REPORT
                          (POP FACTS: FULL DATA REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               Cushman & Wakefield

Meacham and Golf
Schaumburg, Illinois                         COORD:   42:03.03     88:02.69
--------------------------------------------------------------------------------
                                         3.00 MILE   5.00 MILE   10.00 MILE
DESCRIPTION                                 RADIUS      RADIUS       RADIUS
--------------------------------------------------------------------------------
FEMALES 16+ WITH CHILDREN 0 - 17: BAS       31,253     106,946     329,390
     WORKING WITH CHILD 0 - 5                 4.47%       4.91%       5.68%
     NOT WORKING WITH CHILD 0 - 5             0.23%       0.22%       0.26%
     NOT IN LABOR FORCE WITH CHILD 0 -        3.71%       3.79%       3.98%
     WORKING WITH CHILD 6 - 17               11.04%      12.27%      12.81%
     NOT WORKING WITH CHILD 6 - 17            0.27%       0.29%       0.38%
     NOT IN LAB. FORCE WITH CHILD 6 -         3.09%       3.64%       3.68%
     WORKING WITH CHILD 0 - 5 & 6 - 18        3.30%       3.36%       3.74%
     NOT WORKING WITH CHILD 0-5 & 6-18        0.00%       0.08%       0.19%
     NOT IN LAB. FORCE W/CHILD 0-5 &6-        2.04%       2.63%       2.83%
     WORKING WITH NO CHILDREN                47.18%      44.59%      43.03%
     NOT WORKING WITH NO CHILDREN             1.16%       1.16%       1.25%
     NOT IN LAB. FORCE WITH NO CHILD.        23.51%      23.06%      22.17%

HH BY AGE BY POVERTY STATUS                 30,720      99,444     303,950
      ABOVE POVERTY UNDER AGE 65             84.96%      84.04%      84.49%
      ABOVE POVERTY AGE 65 +                 12.13%      12.96%      12.57%
      BELOW POVERTY UNDER AGE 65              1.97%       2.00%       2.08%
      BELOW POVERTY AGE 65 +                  0.94%       1.00%       0.86%

POPULATION 16+ BY EMPLOYMENT STATUS         61,726     208,408     643,827
     EMPLOYED IN ARMED FORCES                 0.21%       0.14%       0.12%
     EMPLOYED CIVILIANS                      74.85%      74.02%      74.16%
     UNEMPLOYED CIVILIANS                     2.16%       2.12%       2.44%
     NOT IN LABOR FORCE                      22.78%      23.71%      23.29%

POPULATION 16+ BY OCCUPATION                46,205     154,266     477,458
     EXECUTIVE AND MANAGERIAL                19.64%      18.80%      18.26%
     PROFESSIONAL SPECIALTY                  13.75%      14.43%      13.50%
     TECHNICAL SUPPORT                        4.39%       3.79%       3.72%
     SALES                                   16.69%      16.08%      15.63%
     ADMINISTRATIVE SUPPORT                  18.67%      19.97%      19.66%
     SERVICE: PRIVATE HOUSEHOLD               0.14%       0.11%       0.14%
     SERVICE: PROTECTIVE                      0.88%       1.01%       1.00%
     SERVICE: OTHER                           8.12%       7.23%       7.25%
     FARMING FORESTRY & FISHING               0.61%       0.48%       0.57%
     PRECISION PRODUCTION & CRAFT             8.47%       9.02%       9.76%
     MACHINE OPERATOR                         3.92%       3.96%       4.78%
     TRANS. AND MATERIAL MOVING               1.98%       2.36%       2.66%
     LABORERS                                 2.74%       2.76%       3.08%

Wed Jul 2, 1997                                                          Page 5

                              CUSTOM SUMMARY REPORT
                          (POP FACTS: FULL DATA REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               Cushman & Wakefield
Meacham and Golf
Schaumburg, Illinois                         COORD:   42:03.03     88:02.69
--------------------------------------------------------------------------------
                                         3.00 MILE   5.00 MILE   10.00 MILE
DESCRIPTION                                 RADIUS      RADIUS       RADIUS
--------------------------------------------------------------------------------
FAMILIES BY NUMBER OF WORKERS               19,563      70,277     222,692
     NO WORKERS                               5.23%       5.51%       5.40%
     ONE WORKER                              23.03%      22.85%      22.81%
     TWO WORKERS                             53.77%      52.59%      53.27%
     THREE + WORKERS                         17.97%      19.05%      18.52%

HISPANIC POPULATION BY TYPE                 76,454     265,273     831,273
     NOT HISPANIC                            93.64%      95.39%      93.81%
     MEXICAN                                  4.70%       3.19%       4.56%
     PUERTO RICAN                             0.37%       0.33%       0.38%
     CUBAN                                    0.18%       0.13%       0.17%
     OTHER HISPANIC                           1.11%       0.96%       1.07%

1996 HISPANICS BY RACE: BASE                 7,366      21,485      76,327
     WHITE                                   75.44%      76.60%      68.82%
     BLACK                                    0.68%       0.52%       0.62%
     ASIAN                                    2.53%       2.78%       2.49%
     OTHER                                   21.35%      20.09%      28.07%

POPULATION BY TRANSPORTATION TO WORK        45,687     152,398     470,714
     DRIVE ALONE                             83.05%      81.59%      81.02%
     CAR POOL                                 8.59%       8.61%       9.43%
     PUBLIC TRANSPORTATION                    3.99%       5.47%       5.17%
     DRIVE MOTORCYCLE                         0.02%       0.05%       0.O5%
     WALKED ONLY                              2.08%       1.76%       1.70%
     OTHER MEANS                              0.67%       0.68%       0.67%
     WORKED AT HOME                           1.59%       1.83%       1.97%

POPULATION BY TRAVEL TIME TO WORK           45,687     152,398     470,714
     UNDER 10 MINUTES / WORK AT HOME         13.61%      13.32%      12.67%
     10 TO 29 MINUTES                        49.34%      47.51%      45.35%
     30 TO 59 MINUTES                        29.13%      30.01%      32.69%
     60 TO 89 MINUTES                         5.95%       7.12%       7.19%
     90+ MINUTES                              1.97%       2.04%       2.09%
     AVERAGE TRAVEL TIME IN MINUTES          25.09       25.95       26.68

HOUSEHOLDS BY NO. OF VEHICLES               30,835      99,686     303,825
     NO VEHICLES                              3.84%       4.17%       3.65%
     1 VEHICLE                               35.79%      31.96%      30.50%
     2 VEHICLES                              44.76%      46.18%      47.92%
     3+ VEHICLES                             15.61%      17.69%      17.93%
     ESTIMATED TOTAL VEHICLES               54,044     180,369     558,175

Wed Jul 2, 1997                                                         Page 6

                              CUSTOM SUMMARY REPORT
                          (POP FACTS: FULL DATA REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               Cushman & Wakefield

Meacham and Golf
Schaumburg, Illinois                         COORD:   42:03.03     88:02.69
--------------------------------------------------------------------------------
                                         3.00 MILE   5.00 MILE   10.00 MILE
DESCRIPTION                                 RADIUS      RADIUS       RADIUS
--------------------------------------------------------------------------------
POPULATION 25+ BY EDUCATION LEVEL           51,859     175,500     543,289
     ELEMENTARY (0-8)                         4.46%       4.24%       5.12%
     SOME HIGH SCHOOL (9-11)                  6.55%       7.27%       8.06%
     HIGH SCHOOL GRADUATE (12)               24.49%      25.38%      26.42%
     SOME COLLEGE (13-15)                    22.96%      23.34%      23.03%
     ASSOCIATES DEGREE ONLY                   7.76%       7.32%       6.85%
     BACHELORS DEGREE ONLY                   24.47%      23.39%      21.92%
     GRADUATE DEGREE                          9.31%       9.05%       8.60%

POPULATION ENROLLED IN SCHOOL               17,740      65,886     208,332
     PUBLIC PRE- PRIMARY                      5.40%       5.51%       5.66%
     PRIVATE PRE- PRIMARY                     3.81%       4.06%       4.17%
     PUBLIC ELEM/HIGH                        52.47%      55.13%      55.59%
     PRIVATE ELEM/HIGH                        7.13%       6.81%       7.41%
     ENROLLED IN COLLEGE                     31.19%      28.49%      27.17%

HOUSING UNITS BY OCCUPANCY STATUS           33,028     105,161     317,422
     OCCUPIED                                93.27%      94.94%      95.72%
     VACANT                                   6.73%       5.06%       4.28%

VACANT UNITS                                 2,224       5,317      13,599
     FOR RENT                                57.68%      61.64%      52.96%
     FOR SALE ONLY                           11.14%      12.57%      18.91%
     SEASONAL                                 9.44%       6.47%       5.56%
     OTHER                                   21.74%      19.31%      22.57%

OWNER OCCUPIED PROPERTY VALUES              15,657      59,200     183,756
    UNDER $25,000                             0.12%       0.13%       0.15%
    $25,000 TO $49,999                        0.28%       0.26%       0.37%
    $50,000 TO $74,999                        2.15%       2.70%       3.71%
    $75,000 TO $99,999                       15.36%      12.08%      14.20%
    $100,000 TO $149,999                     43.61%      43.20%      41.78%
    $150,000 TO $199,999                     17.87%      23.94%      22.46%
    $200,000 TO $299,999                     17.15%      14.18%      12.49%
    $300,000 TO $399,999                      2.97%       2.59%       2.73%
    $400,000 TO $499,999                      0.38%       0.48%       1.01%
    $500,000 +                                0.10%       0.43%       1.09%
MEDIAN PROPERTY VALUE                     $149,166    $150,130    $150,085
TOTAL RENTAL UNITS                          10,675      28,938      81,086

MEDIAN RENT                                   $676        $642        $608

Wed Jul 2, 1997                                                        Page 7

                              CUSTOM SUMMARY REPORT
                          (POP FACTS: FULL DATA REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               Cushman & Wakefield

Meacham and Golf
Schaumburg, Illinois                         COORD:   42:03.03     88:02.69
--------------------------------------------------------------------------------
                                         3.00 MILE   5.00 MILE   10.00 MILE
DESCRIPTION                                 RADIUS      RADIUS       RADIUS
--------------------------------------------------------------------------------
PERSONS IN UNIT                             30,804      99,845      303,822
     1 PERSON UNITS                          28.95%      23.54%      21.38%
     2 PERSON UNITS                          32.63%      31.79%      31.68%
     3 PERSON UNITS      .                   15.80%      17.48%      18.08%
     4 PERSON UNITS                          14.00%      16.92%      17.55%
     5 PERSON UNITS                           5.71%       7.04%       7.59%
     6 PERSON UNITS                           1.92%       2.25%       2.46%
     7 + UNITS                                1.00%       0.97%       1.25%

YEAR ROUND UNITS IN STRUCTURE               33,028      105,161     317,422
     SINGLE UNITS DETACHED                   40.81%      52.82%      53.85%
     SINGLE UNITS ATTACHED                   13.00%      11.17%      11.93%
     DOUBLE UNITS                             0.14%       0.35%       0.67%
     3 TO 9 UNITS                            10.33%       9.38%      11.75%
     10 TO 19 UNITS                           9.73%       6.34%       6.44%
     20 TO 49 UNITS                          11.92%       9.03%       7.17%
     50 + UNITS                              12.27%       9.73%       6.63%
     MOBILE HOME OR TRAILER                   0.05%       0.29%       0.92%
     ALL OTHER                                1.75%       0.90%       0.65%

SINGLE/MULTIPLE UNIT RATIO                    1.21        1.84        2.01

HOUSING UNITS BY YEAR BUILT                 30,835      99,686     303,825
     BUILT 1989 TO MARCH 1990                 2.33%       1.72%       2.49%
     BUILT 1985 TO 1988                      12.84%      10.26%      12.25%
     BUILT 1980 TO 1984                       9.47%       8.02%       8.65%
     BUILT 1970 TO 1979                      37.65%      36.33%      34.57%
     BUILT 1960 TO 1969                      23.25%      25.44%      24.00%
     BUILT 1950 TO 1959                      13.64%      14.37%      13.02%
     BUILT 1940 TO 1949                       0.49%       1.96%       2.56%
     BUILT 1939 OR EARLIER                    0.34%       1.90%       2.45%

Wed Jul 2, 1997                                                         Page 1

                              CUSTOM SUMMARY REPORT
       (RETAIL TRADE POTENTIAL REPORT - CURRENT YEAR SALES BY STORE TYPE)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               Cushman & Wakefield

Meacham and Golf
Schaumburg, Illinois                         COORD:   42:03.03     88:02.69
--------------------------------------------------------------------------------
                                         3.00 MILE   5.00 MILE   10.00 MILE
DESCRIPTION                                 RADIUS      RADIUS       RADIUS
--------------------------------------------------------------------------------

TOTAL RETAIL SALES                            $813      $2,620      $9,038

APPAREL & ACCESSORY STORES                     $53        $171        $594

AUTOMOTIVE DEALERS                            $175        $572      $2,226

AUTOMOTIVE & HOME SUPPLY STORES                 $8         $25         $78

DRUG & PROPRIETARY STORES                      $44        $141        $447

EATING & DRINKING PLACES                       $95        $301        $955

FOOD STORES                                   $128        $411      $1,339

FURNITURE & HOME FURNISHINGS STORES            $26         $85        $307

HOME APPLIANCE, RADIO, & T.V. STORES           $30         $97        $340

GASOLINE SERVICE STATIONS                      $38        $122        $447

GENERAL MERCHANDISE                            $86        $277        $979

      DEPARTMENT STORES                        $79        $256        $907
      (INCLUDING LEASED DEPTS.)

HARDWARE, LUMBER & GARDEN STORES               $31         $99        $371

($'S IN MILLIONS)

--------------------------------------------------------------------------------
CUSHMAN & WAKEFIELD VALUATION ADVISORY SERVICES NATIONAL INVESTOR SURVEY
                                                                   - AUTUMN 1996
--------------------------------------------------------------------------------

                                   CAPITALIZATION RATES             INTERNAL                 GROWTH RATES         TYPICAL PROJECTION
                                GOING-IN          TERMINAL       RATE OF RETURN        INCOME           EXPENSES      PERIOD (YEARS)
                          ----------------------------------------------------------------------------------------------------------
                              LOW     HIGH      LOW     HIGH      LOW     HIGH      LOW      HIGH     LOW      HIGH    LOW    HIGH
                          ----------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
CLASS A - LEASED ASSET                                                                                   OFFICE MARKET - URBAN/CBD
------------------------------------------------------------------------------------------------------------------------------------

                              9.5%    10.0%    10.0%    10.0%    11.5%    11.5%     3.0%     3.0%     3.0%     4.0%    10.0   10.0
                              9.5%    10.0%    10.0%    10.5%    15.0%    15.0%     4.0%     4.0%     4.0%     4.0%     5.0    7.0
                              8.0%     9.0%     8.5%     8.5%    11.0%    12.0%     4.0%     4.0%     4.0%     4.0%    10.0   10.0
                             13.0%    13.0%      --       --     14.0%    14.0%     5.0%     5.0%     3.0%     3.0%     5.0    7.0
                              8.0%     8.0%     8.5%     8.5%    10.5%    10.5%     0.0%     8.0%     3.0%     5.0%    10.0   10.0
                              9.3%     9.3%    10.3%    10.3%    11.5%    11.5%     3.8%     4.0%     4.3%     4.3%    10.0   10.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                              8.0%     9.0%     8.5%     9.0%    10.5%    11.5%     3.0%     3.5%     3.0%     3.5%    10.0   10.0
                             10.0%    10.0%    10.0%    10.0%    12.5%    12.5%     3.0%     3.0%     3.0%     3.0%    10.0   10.0
                              9.0%     9.0%     9.0%    10.0%    11.0%    11.0%     3.0%     4.0%     3.0%     4.0%     7.0   10.0
                              8.0%     9.0%     8.0%     9.0%    10.0%    12.0%     4.0%     4.0%     4.0%     4.0%     5.0   10.0

Responses                      11       11       10       10       11       11       11       11       11       11       11     11
Average (%)                   9.2%     9.6%     9.2%     9.7%    11.7%    12.0%     3.3%     4.2%     3.4%     3.9%     8.5    9.5

------------------------------------------------------------------------------------------------------------------------------------
CLASS B - LEASED ASSET
------------------------------------------------------------------------------------------------------------------------------------

                             10.0%    10.0%     9.0%     9.5%    11.0%    12.0%     4.0%     4.0%     4.0%     4.0%    10.0   10.0
                              9.5%     9.5%    10.0%    10.0%    12.0%    12.0%     0.0%     8.0%     3.0%     5.0%    10.0   10.0
                              9.5%     9.5%    10.5%    10.5%    11.5%    11.5%     3.8%     4.0%     4.3%     4.3%    10.0   10.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                              9.5%    10.0%    10.0%    11.0%    12.0%    12.0%     3.0%     4.0%     3.0%     4.0%     7.0   10.0
                             15.0%    15.0%      --       --     20.0%    20.0%     5.0%     5.0%     3.0%     3.0%     5.0    7.0
                              9.0%    10.0%      --       --       --       --       --       --       --       --       --     --
                              9.0%    10.0%     9.0%    10.0%    12.0%    13.0%     4.0%     4.0%     4.0%     4.0%     5.0   10.0
Responses                       8        8        6        6        7        7        7        7        7        7        7      7
Average (%)                  10.0%    10.4%     9.7%    10.3%    12.8%    13.1%     3.3%     4.7%     3.5%     4.0%     8.3    9.7

------------------------------------------------------------------------------------------------------------------------------------
CLASS A - VALUE ADDED
------------------------------------------------------------------------------------------------------------------------------------

                              8.0%     9.0%     9.5%    10.0%    15.0%    15.0%     4.0%     4.0%     4.0%     4.0%     5.0    7.0
                              8.0%    10.0%     8.5%     9.0%    11.0%    12.0%     4.0%     4.0%     4.0%     4.0     10.0   10.0
                             10.0%    10.0%    10.0%    10.0%    13.0%    13.0%     0.0%     8.0%     3.0%     5.0%    10.0   10.0
                             10.0%    11.0%    10.0%    11.0%    16.0%    20.0%     4.0%     4.0%     3.0%     3.0%     5.0    5.0
                              9.5%     9.5%    10.5%    10.5%    11.5%    11.5%     3.8%     4.0%     4.3%     4.3%    10.0   10.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                             12.0%    12.0%      --       --     13.0%    13.0%     5.0%     5.0%     3.0%     3.0%     5.0    7.0
                              9.0%     9.0%     9.0%    10.0%    13.0%    13.0%     3.0%     4.0%     3.0%     4.0%     7.0   10.0
                               --       --       --       --     12.0%    13.0%     4.0%     4.0%     4.0%     4.0      5.0   10.0
Responses                     8       8         7        7        9        9        9        9        9        9        9      9
Average (%)                   9.4%    10.0%     9.6%    10.2%    12.8%    13.5%     3.5%     4.6%     3.5%     3.9%     7.6    8.9

------------------------------------------------------------------------------------------------------------------------------------
CLASS B - VALUE ADDED
------------------------------------------------------------------------------------------------------------------------------------

                             12.0%    12.0%    12.0%    12.0%    15.0%    15.0%     0.0%     8.0%     3.0%     5.0%    10.0   10.0
                             10.0%    11.0%    10.0%    11.0%    16.0%    20.0%     4.0%     4.0%     3.0%     3.0%     5.0    5.0
                              9.8%     9.8%    10.8%    10.8%    11.5%    11.5%     3.8%     4.0%     4.3%     4.3%    10.0   10.0
                             14.0%    14.0%      --       --     20.0%    20.0%     5.0%     5.0%     3.0%     3.0%     5.0    7.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                             10.0%    10.0%    10.0%    11.0%    14.0%    14.0%     3.0%     4.0%     3.0%     4.0%     7.0   10.0

Responses                     6        6        5        5        6        6        6        6        6        6        6      6
Average (%)                  10.7%    11.0%    10.5%    11.2%    14.6%    15.3%     3.2%     4.8%     3.3%     3.9%     8.0    8.8

                            --------------------------------------------------------------------------------------------------------
Total Responses              33       33       28       28       33       33       33       33       33       33       33     33
Weighted Average (%)          9.8%    10.3%     9.7%    10.3%    13.0%    13.5%     3.3%     4.6%     3.4%     3.9%     8.1    9.2
                            --------------------------------------------------------------------------------------------------------

      "Leased Asset" refers to predominantly "passive" investments involving substantially leased Properties

      "Value Added" denotes properties which require more active management due to leasing issues and/or additional capital investment for physical issues


8 REAL ESTATE OUTLOOK

--------------------------------------------------------------------------------
CUSHMAN & WAKEFIELD VALUATION ADVISORY SERVICES NATIONAL INVESTOR SURVEY
                                                                   - AUTUMN 1996
--------------------------------------------------------------------------------

                                   CAPITALIZATION RATES             INTERNAL                 GROWTH RATES         TYPICAL PROJECTION
                                GOING-IN          TERMINAL       RATE OF RETURN        INCOME           EXPENSES      PERIOD (YEARS)
                          ----------------------------------------------------------------------------------------------------------
                              LOW     HIGH      LOW     HIGH      LOW     HIGH      LOW      HIGH     LOW      HIGH    LOW    HIGH
                          ----------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
CLASS A - LEASED ASSET                                                                           OFFICE MARKET - SUBURBAN/NON - CBD
------------------------------------------------------------------------------------------------------------------------------------

                              9.5%     9.5%    10.5%    10.5%    10.5%    10.5%     3.0%     3.0%     3.0%     3.0%    10.0   10.0
                              8.5%     8.5%     9.3%     9.3%    11.3%    11.3%     4.0%     4.0%     4.0%     4.0%    10.0   10.0
                             11.0%    11.0%      --       --     12.0%    12.0%     5.0%     3.0%     3.0%     3.0%     5.0    7.0
                              8.5%    10.0%     9.0%    10.5%    11.0%    12.5%     3.5%     3.5%     3.5%     3.5%    10.0   10.0
                              8.0%    10.0%     9.5%    10.0%    11.5%    12.0%     4.0%     6.0%     4.0%     4.0%    10.0   10.0
                             l0.0%    11.0%    10.5%    11.0%    12.0%    12.0%     3.0%     3.0%     3.0%     3.0%    10.0   10.0
                              8.0%     9.0%     8.5%     8.5%    11.0%    12.0%     4.0%     4.0%     4.0%     4.0%    10.0   10.0
                              8.0%     8.0%     8.5%     8.5%    10.5%    10.5%     0.0%     8.0%     3.0%     5.0%    10.0   10.0
                              9.1%     9.1%    10.1%    l0.1%    11.5%    11.5%     3.8%     4.0%     4.3%     4.3%    10.0   10.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                              8.5%    10.0%     9.0%    10.5%    11.0%    11.5%     3.0%     3.5%     3.0%     3.5%    10.0   10.0
                              9.0%     9.0%    10.0%    10.0%    11.5%    11.5%     4.0%     4.0%     4.0%     4.0%    10.0   10.0
                              9.0%     9.0%     9.0%     9.0%    12.0%    13.0%     4.0%     7.0%     4.0%     4.0%     5.0    7.0
                              9.0%     9.0%     9.0%    10.0%    11.0%    11.0%     3.0%     4.0%     3.0%     4.0%     7.0   10.0
                              8.0%    10.0%      --       --       --       --       --       --       --       --       --
                              8.0%     9.0%     8.0%     9.0%    10.0%    12.0%     5.0%     5.0%     4.0%     4.0%     5.0   10.0

Responses                    16       16       14       14       15       15       15       15       15       15       15     15
Average (%)                   8.8%     9.5%     9.3%     9.9%    11.2%    11.6%     3.5%     4.4%     3.6%     3.8%     8.9    9.7

------------------------------------------------------------------------------------------------------------------------------------
CLASS B - LEASED ASSET
------------------------------------------------------------------------------------------------------------------------------------

                              9.5%     9.5%    10.5%    10.5%    10.5%    10.5%     3.0%     3.0%     3.0%     3.0%    10.0   10.0
                              8.8%     8.8%     9.5%     9.5%    11.8%    11.8%     3.5%     3.5%     3.5%     3.5%    10.0   10.0
                             12.0%    12.0%      --       --     18.0%    18.0%     5.0%     3.0%     3.0%     3.0%     5.0    7.0
                             10.5%    10.5%    10.0%    10.0%    11.0%    13.0%     2.0%     2.0%     2.0%     2.0%    10.0   10.0
                              8.0%    10.0%     9.5%    10.0%    11.0%    12.0%     4.0%     6.0%     4.0%     4.0%    10.0   10.0
                              9.0%    10.0%     9.0%     9.5%    11.0%    12.0%     4.0%     4.0%     4.0%     4.0%    10.0   10.0
                              9.5%     9.5%    10.0%    10.0%    11.0%    11.0%     0.0%     8.0%     3.0%     5.0%    10.0   10.0
                              9.4%     9.4%    10.4%    10.4%    11.5%    11.5%     3.8%     4.0%     4.3%     4.3%    10.0   10.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                             10.0%    10.0%    10.0%    10.0%    14.0%    15.0%     4.0%     7.0%     4.0%     4.0%     5.0    7.0
                              9.0%     9.0%     9.0%    10.0%    11.0%    11.0%     3.0%     4.0%     3.0%     4.0%     7.0   10.0
                             10.0%    11.0%      --       --       --       --       --       --       --       --       --     --
                             10.0%    11.0%    10.0%    11.0%    12.0%    13.0%     5.0%     5.0%     4.0%     4.0%     5.0   10.0

Responses                    13       13       11       11       12       12       12       12       12       12       12     12
Average (%)                   9.5%    10.0%     9.8%    10.2%    12.0%    12.5%     3.4%     4.5%     3.4%     3.7%     8.6    9.6

------------------------------------------------------------------------------------------------------------------------------------
CLASS A - VALUE ADDED
------------------------------------------------------------------------------------------------------------------------------------

                             10.0%    10.0%      --       --     13.0%    13.0%     3.0%     3.0%     3.0%     3.0%     5.0    7.0
                              8.0%    10.0%     8.5%     9.0%    11.0%    12.0%     4.0%     4.0%     4.0%     4.0%    10.0   10.0
                             10.0%    10.0%    10.0%    10.0%    12.5%    12.5%     0.0%     8.0%     3.0%     5.0%    10.0   10.0
                             10.0%    11.0%    10.0%    11.0%    16.0%    20.0%     4.0%     4.0%     3.0%     3.0%     5.0    5.0
                              9.4%     9.4%    10.4%    10.4%    11.5%    11.5%     3.8%     4.0%     4.3%     4.3%    10.0   10.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                              6.0%     6.0%     9.0%     9.0%    17.0%    20.0%     4.0%     7.0%     4.0%     4.0%     5.0    7.0
                              9.0%     9.0%     9.0%    10.0%    13.0%    13.0%     3.0%     4.0%     3.0%     4.0%     7.0   10.0
                              8.0%    10.0%      --       --       --       --       --       --       --       --       --     --
                             12.0%    12.0%    10.0%    10.0%    16.0%    16.0%     3.0%     3.0%     3.0%     3.0%     2.0    2.0

Responses                    10       10        8        8        9        9        9        9        9        9        9      9
Average (%)                   9.1%     9.7%     9.5%    10.0%    13.4%    14.3%     3.1%     4.6%     3.4%     3.8%     7.2    8.0

------------------------------------------------------------------------------------------------------------------------------------
CLASS B - VALUE ADDED
------------------------------------------------------------------------------------------------------------------------------------

                             11.0%    11.0%      --       --     18.0%    18.0%     3.0%     3.0%     3.0%     3.0%     5.0    7.0
                             10.5%    10.5%    10.0%    10.0%    11.0%    13.0%     2.0%     2.0%     2.0%     2.0%    10.0   10.0
                             11.0%    11.0%    11.0%    11.0%    14.0%    14.0%     0.0%     8.0%     3.0%     5.0%    10.0   10.0
                             10.0%    11.0%    10.0%    11.0%    16.0%    20.0%     4.0%     4.0%     3.0%     3.0%     5.0    5.0
                              9.6%     9.6%    10.6%    10.6%    11.5%    11.5%     3.8%     4.0%     4.3%     4.3%    10.0   10.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                              6.0%     6.0%    10.0%    10.0%    20.0%    20.0%     4.0%     7.0%     4.0%     4.0%     5.0    7.0
                              9.0%     9.0%     9.0%    10.0%    13.0%    13.0%     3.0%     4.0%     3.0%     4.0%     7.0   10.0
                              9.0%    10.0%      --       --       --       --       --       --       --       --       --     --
                             12.0%    12.0%    10.0%    10.0%    16.0%    16.0%     3.0%     3.0%     3.0%     3.0%     2.0    2.0

Responses                    10       10        8        8        9        9        9        9        9        9        9      9
Average (%)                   9.7%    10.0%    10.0%    10.5%    14.5%    15.2%     2.9%     4.3%     3.2%     3.6%     7.2    8.0

                            --------------------------------------------------------------------------------------------------------
Total Responses              49       49       41       41       45       45       45       45       45       45       45     45
Weighted Average (%)          9.3%     9.8%     9.7%    10.1%    12.8%    13.4%     3.2%     4.4%     3.4%     3.7%     8.0    8.8
                            --------------------------------------------------------------------------------------------------------

                                                                   AUTUMN 1996 9

--------------------------------------------------------------------------------
CUSHMAN & WAKEFIELD VALUATION ADVISORY SERVICES NATIONAL INVESTOR SURVEY
                                                                   - AUTUMN 1996
--------------------------------------------------------------------------------

                                   CAPITALIZATION RATES             INTERNAL                 GROWTH RATES         TYPICAL PROJECTION
                                GOING-IN          TERMINAL       RATE OF RETURN        INCOME           EXPENSES      PERIOD (YEARS)
                          ----------------------------------------------------------------------------------------------------------
                              LOW     HIGH      LOW     HIGH      LOW     HIGH      LOW      HIGH     LOW      HIGH    LOW    HIGH
                          ----------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
CLASS A - LEASED ASSET                                                                  INDUSTRIAL MARKET - WAREHOUSE/DISTRIBUTION
------------------------------------------------------------------------------------------------------------------------------------

                              9.2%     9.2%     9.5%     9.5%    10.0%    10.0%     3.0%     3.0%     3.0%     3.0%    10.0   10.0
                              8.5%     8.5%     9.3%     9.3%    11.0%    11.0%     4.0%     4.0%     4.0%     4.0%    10.0   10.0
                              8.5%    10.0%     9.5%    10.0%    11.0%    12.0%     3.5%     3.5%     3.5%     3.5%    10.0   10.0
                              9.0%     9.0%     9.5%     9.5%    11.0%    11.0%     3.0%     4.0%     3.0%     4.0%    10.0   10.0
                              8.0%     8.0%     8.5%     8.5%    10.5%    10.5%     0.0%     8.0%     3.0%     5.0%    10.0   10.0
                              9.5%     9.5%    10.0%    10.0%    11.5%    11.5%     3.3%     3.3%     3.5%     3.5%    10.0   10.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                              8.5%    10.0%     9.0%    10.5%    11.0%    11.5%     3.0%     3.5%     3.0%     3.5%    10.0   10.0
                              9.0%     9.0%    10.0%    10.0%    11.0%    11.0%     3.0%     3.0%     3.0%     3.0%    10.0   10.0
                              9.0%     9.0%     9.5%     9.5%    10.5%    10.5%     3.0%     4.0%     3.0%     4.0%     7.0   10.0

Responses                    10       10       10       10       10       10       10       10       10       10       10     10
Average (%)                   8.8%     9.2%     9.4%     9.8%    10.9%    11.0%     2.9%     4.0%     3.3%     3.8%     9.8   10.1

------------------------------------------------------------------------------------------------------------------------------------
CLASS B - LEASED ASSET
------------------------------------------------------------------------------------------------------------------------------------

                              9.2%     9.2%     9.5%     9.5%    10.0%    10.0%     3.0%     3.0%     3.0%     3.0%    10.0   10.0
                              8.8%     8.8%     9.5%     9.5%    11.3%    11.3%     3.5%     3.5%     3.5%     3.5%    10.0   10.0
                              9.5%     9.5%    10.0%    10.0%    11.5%    11.5%     3.0%     4.0%     3.0%     4.0%    10.0   10.0
                             10.0%    10.0%    11.0%    11.0%    12.0%    12.0%     0.0%     8.0%     3.0%     5.0%    10.0   10.0
                              9.8%     9.8%    10.3%    10.3%    11.5%    11.5%     3.3%     3.3%     3.5%     3.5%    10.0   10.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                              9.5%     9.5%    10.0%    10.0%    11.0%    11.0%     3.0%     4.0%     3.0%     4.0%     7.0   10.0

Responses                     7        7        7        7        7        7        7        7        7        7        7      7
Average (%)                   9.3%     9.5%    10.0%    10.2%    11.2%    11.2%     2.8%     4.3%     3.2%     3.9%     9.7   10.1

------------------------------------------------------------------------------------------------------------------------------------
CLASS A - VALUE ADDED
------------------------------------------------------------------------------------------------------------------------------------

                             11.0%    11.0%    12.0%    12.0%    13.0%    13.0%     0.0%     8.0%     3.0%     5.0%    10.0   10.0
                              9.8%     9.8%    10.3%    10.3%    11.5%    11.5%     3.3%     3.3%     3.5%     3.5%    10.0   10.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                              9.5%     9.5%    10.0%    10.0%    12.0%    12.0%     3.0%     4.0%     3.0%     4.0%     7.0   10.0

Responses                     4        4        4        4        4        4        4        4        4        4        4      4
Average (%)                   9.7%     9.9%    10.4%    10.8%    11.9%    11.9%     2.4%     4.8%     3.3%     4.1%     9.5   10.3

------------------------------------------------------------------------------------------------------------------------------------
CLASS B - VALUE ADDED
------------------------------------------------------------------------------------------------------------------------------------

                             12.0%    12.0%    13.0%    13.0%    14.0%    14.0%     0.0%     8.0%     3.0%     5.0%    10.0   10.0
                             10.0%    10.0%    10.5%    10.5%    11.5%    11.5%     3.3%     3.3%     3.5%     3.5%    10.0   10.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                             10.0%    10.0%    10.5%    10.5%    13.0%    13.0%     3.0%     4.0%     3.0%     4.0%     7.0   10.0

Responses                     4        4        4        4        4        4        4        4        4        4        4      4
Average (%)                  10.1%    10.4%    10.9%    11.3%    12.4%    12.4%     2.4%     4.8%     3.3%     4.1%     9.5   10.3

                            --------------------------------------------------------------------------------------------------------
Total Responses              25       25       25       25       25       25       25       25       25       25       25     25
Weighted Average (%)          9.5%     9.7%    10.2%    10.5%    11.6%    11.6%     2.6%     4.5%     3.2%     4.0%     9.6   10.2
                            --------------------------------------------------------------------------------------------------------

      "Leased Asset" refers to predominantly "passive" investments involving substantially leased Properties

      "Value Added" denotes properties which require more active management due to leasing issues and/or additional capital investment for physical issues


10 REAL ESTATE OUTLOOK

--------------------------------------------------------------------------------
CUSHMAN & WAKEFIELD VALUATION ADVISORY SERVICES NATIONAL INVESTOR SURVEY
                                                                   - AUTUMN 1996
--------------------------------------------------------------------------------

                                   CAPITALIZATION RATES             INTERNAL                 GROWTH RATES         TYPICAL PROJECTION
                                GOING-IN          TERMINAL       RATE OF RETURN        INCOME           EXPENSES      PERIOD (YEARS)
                          ----------------------------------------------------------------------------------------------------------
                              LOW     HIGH      LOW     HIGH      LOW     HIGH      LOW      HIGH     LOW      HIGH    LOW    HIGH
                          ----------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
CLASS A - LEASED ASSET                                          INDUSTRIAL MARKET - BUSINESS PARKS, OTHER INDUSTRIAL & MANUFACTURING
------------------------------------------------------------------------------------------------------------------------------------

                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                              9.5%     9.5%    10.0%    10.0%    12.0%    12.0%     3.0%     4.0%     3.0%     4.0%     7.0   10.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    10.0   10.0
                              9.0%     9.0%      --       --     12.0%    12.0%     3.0%     4.0%     3.0%     4.0%     7.0   10.0
Responses                     4        4        3        3        4        4        4        4        4        4        4      4
Average (%)                   8.9%     9.4%     9.7%    10.7%    11.5%    11.5%     3.3%     4.0%     3.3%     4.0%     8.8   10.3

------------------------------------------------------------------------------------------------------------------------------------
CLASS B - LEASED ASSET
------------------------------------------------------------------------------------------------------------------------------------

                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                             10.0%    10.0%    10.5%    10.5%    12.0%    12.0%     3.0%     4.0%     3.0%     4.0%     7.0   10.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    10.0   10.0
                             10.0%    10.0%      --       --     12.0%    12.0%     3.0%     4.0%     3.0%     4.0%     7.0   10.0

Responses                     4        4        3        3        4        4        4        4        4        4        4      4
Average (%)                   9.3%     9.8%     9.8%    10.8%    11.5%    11.5%     3.3%     4.0%     3.3%     4.0%     8.8   10.3

------------------------------------------------------------------------------------------------------------------------------------
CLASS A - VALUE ADDED
------------------------------------------------------------------------------------------------------------------------------------

                             10.0%    11.0%    10.0%    11.0%    16.0%    20.0%     4.0%     4.0%     3.0%     3.0%     5.0    5.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                             10.0%    10.0%    10.5%    10.5%    12.0%    12.0%     3.0%     4.0%     3.0%     4.0%     7.0   10.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                             10.0%    10.0%      --       --     12.0%    12.0%     3.0%     4.0%     3.0%     4.0%     7.0   10.0

Responses                     5        5        4        4        5        5        5        5        5        5        5      5
Average (%)                   9.4%    10.0%     9.9%    10.9%    12.4%    13.2%     3.4%     4.0%     3.2%     3.8%     8.2    9.4

------------------------------------------------------------------------------------------------------------------------------------
CLASS B - VALUE ADDED
------------------------------------------------------------------------------------------------------------------------------------

                             10.0%    11.0%    10.0%    11.0%    16.0%    20.0%     4.0%     4.0%     3.0%     3.0%     5.0    5.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                             10.5%    10.5%    11.0%    11.0%    12.0%    12.0%     3.0%     4.0%     3.0%     4.0%     7.0   10.0
                              8.5      9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                             10.5%    10.5%      --       --     12.0%    12.0%     3.0%     4.0%     3.0%     4.0%     7.0   10.0
Responses                     5        5        4        4        5        5        5        5        5        5        5      5
Average (%)                   9.6%    10.2%    10.0%    11.0%    12.4%    13.2%     3.4%     4.0%     3.2%     3.8%     8.2    9.4

                            --------------------------------------------------------------------------------------------------------
Total Responses              18       18       14       14       18       18       18       18       18       18       18     18
Weighted Average(%)           9.3%     9.8%     9.8%    10.8%    12.0%    12.4%     3.3%     4.0%     3.2%     3.9%     8.5    9.8
                            --------------------------------------------------------------------------------------------------------

      "Leased Asset" refers to predominantly "passive" investments involving substantially leased Properties

      "Value Added" denotes properties which require more active management due to leasing issues and/or additional capital investment for physical issues


                                                                  AUTUMN 1996 11

--------------------------------------------------------------------------------
CUSHMAN & WAKEFIELD VALUATION ADVISORY SERVICES NATIONAL INVESTOR SURVEY
                                                                   - AUTUMN 1996
--------------------------------------------------------------------------------

                                   CAPITALIZATION RATES             INTERNAL                 GROWTH RATES         TYPICAL PROJECTION
                                GOING-IN          TERMINAL       RATE OF RETURN        INCOME           EXPENSES      PERIOD (YEARS)
                          ----------------------------------------------------------------------------------------------------------
                              LOW     HIGH      LOW     HIGH      LOW     HIGH      LOW      HIGH     LOW      HIGH    LOW    HIGH
                          ----------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
CLASS A - LEASED ASSET                                                             RETAIL MARKET - NEIGHBORHOOD & COMMUNITY CENTERS
------------------------------------------------------------------------------------------------------------------------------------

                              9.0%    10.5%     9.5%    10.5%    11.0%    12.5%     3.5%     3.5%     3.5%     3.5%    10.0   10.0
                              9.5%    10.0%    10.0%    10.0%    12.5%    12.5%     3.0%     3.0%     3.0%     3.0%    10.0   10.0
                             10.0%    10.0%    10.5%    10.5%    15.0%    15.0%     4.0%     4.0%     4.0%     4.0%     5.0    7.0
                             10.3%    10.3%    10.8%    10.8%    13.0%    13.0%     2.0%     2.0%     4.0%     4.0%     7.0    7.0
                              9.0%     9.0%    10.0%    10.0%    10.0%    10.0%     0.0%     6.0%     2.0%     5.0%    10.0   10.0
                              9.8%     9.8%    10.3%    10.3%    11.5%    11.5%     3.8%     4.0%     4.0%     4.0%    10.0   10.0
                              9.0%    10.0%      --       --       --       --      3.0%     3.0%     4.0%     4.0%    10.0   10.0
                              9.0%     9.0%     9.5%    10.0%    11.0%    11.0%     3.0%     4.0%     3.0%     4.0%     7.0   10.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0

Responses                     9        9        8        8        8        8        9        9        9        9        9      9
Average (%)                   9.3%     9.8%    10.0%    10.4%    11.9%    12.1%     2.9%     3.7%     3.4%     3.9%     8.9    9.4

------------------------------------------------------------------------------------------------------------------------------------
CLASS B - LEASED ASSET
------------------------------------------------------------------------------------------------------------------------------------

                             10.8%    10.8%    11.3%    11.3%    14.0%    14.0%     2.0%     2.0%     4.0%     4.0%     7.0    7.0
                             10.0%    10.0%    11.0%    11.0%    12.0%    12.0%     0.0%     6.0%     2.0%     5.0%    10.0   10.0
                              9.0%    10.0%      --       --       --       --      3.0%     3.0%     4.0%     4.0%    10.0   10.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                              9.5%     9.5%    10.0%    11.0%    12.0%    12.0%     3.0%     4.0%     3.0%     4.0%     7.0   10.0
                              9.5%    10.5%      --       --       --       --       --       --       --       --       --     --

Responses                     6        6        4        4        4        4        5        5        5        5        5      5
Average (%)                   9.5%    10.0%    10.4%    11.1%    12.3%    12.3%     2.3%     3.8%     3.3%     4.2%     9.0    9.6

------------------------------------------------------------------------------------------------------------------------------------
CLASS A - VALUE ADDED
------------------------------------------------------------------------------------------------------------------------------------

                             11.0%    11.0%    12.0%    12.0%    13.0%    13.0%     0.0%     6.0%     2.0%     5.0%    10.0   10.0
                             10.0%    11.0%    10.0%    11.0%    16.0%    20.0%     4.0%     4.0%     3.0%     3.0%    10.0   10.0
                              9.0%    10.0%      --       --       --       --      3.0%     3.0%     4.0%     4.0%    10.0   10.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                              9.5%     9.5%     9.5%    10.0%    13.0%    13.0%     3.0%     4.0%     3.0%     4.0%     7.0   10.0
                              9.0%    10.0%                        --       --       --       --       --       --       --     --
                             11.0%    11.0%     9.5%     9.5%    16.0%    16.0%     3.0%     3.0%     3.0%     3.0%     3.0    3.0

Responses                     7        7        5        5        5        5        6        6        6        6        6      6
Average (%)                   9.7%    10.3%    10.1%    10.7%    13.8%    14.6%     2.8%     4.0%     3.1%     3.8%     8.5    9.0

------------------------------------------------------------------------------------------------------------------------------------
CLASS B - VALUE ADDED
------------------------------------------------------------------------------------------------------------------------------------

                             13.0%    13.0%    14.0%    14.0%    14.0%    14.0%     0.0%     6.0%     2.0%     5.0%    10.0   10.0
                             10.0%    11.0%    10.0%    11.0%    16.0%    20.0%     4.0%     4.0%     3.0%     3.0%    10.0   10.0
                              9.0%    10.0%      --       --       --       --      3.0%     3.0%     4.0%     4.0%    10.0   10.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                             10.0%    10.0%    10.0%    11.0%    14.0%    14.0%     3.0%     4.0%     3.0%     4.0%     7.0   10.0
                             11.0%    11.0%    10.5%    10.5%    16.0%    16.0%     3.0%     3.0%     3.0%     3.0%     3.0    3.0

Responses                     6        6        5        5        5        5        6        6        6        6        6      6
Average (%)                  10.3%    10.8%    10.8%    11.5%    14.2%    15.0%     2.8%     4.0%     3.1%     3.8%     8.5    9.0

                            --------------------------------------------------------------------------------------------------------
Total Responses              28       28       22       22       22       22        26       26       26       26       26     26
Weighted Average (%)          9.7%    10.2%    10.3%    10.9%    13.0%    13.5%     2.7%     3.9%     3.2%     4.0%     8.7    9.3
                            --------------------------------------------------------------------------------------------------------

      "Leased Asset" refers to predominantly "passive" investments involving substantially leased Properties

      "Value Added" denotes properties which require more active management due to leasing issues and/or additional capital investment for physical issues


12 REAL ESTATE OUTLOOK

--------------------------------------------------------------------------------
CUSHMAN & WAKEFIELD VALUATION ADVISORY SERVICES NATIONAL INVESTOR SURVEY
                                                                   - AUTUMN 1996
--------------------------------------------------------------------------------

                                   CAPITALIZATION RATES             INTERNAL                 GROWTH RATES         TYPICAL PROJECTION
                                GOING-IN          TERMINAL       RATE OF RETURN        INCOME           EXPENSES      PERIOD (YEARS)
                          ----------------------------------------------------------------------------------------------------------
                              LOW     HIGH      LOW     HIGH      LOW     HIGH      LOW      HIGH     LOW      HIGH    LOW    HIGH
                          ----------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
CLASS A - LEASED ASSET                                                                   RETAIL MARKET - POWER CENTERS & "BIG BOX"
------------------------------------------------------------------------------------------------------------------------------------

                              9.0%     9.0%     9.5%     9.5%    11.0%    11.0%     3.0%     3.0%     3.0%     3.0%    10.0   10.0
                             10.0%    10.0%     9.5%     9.5%    15.0%    15.0%     4.0%     4.0%     4.0%     4.0%     5.0   10.0
                             10.5%    10.5%    10.5%    10.5%    11.0%    12.0%     2.0%     2.0%     3.0%     3.0%    10.0   10.0
                              9.5%     9.5%    10.0%    10.0%    11.4%    11.4%     3.8%     3.8%     4.0%     4.0%    10.0   10.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                              9.5%     9.5%     9.5%    10.0%    11.0%    11.5%     3.0%     3.5%     3.0%     3.5%    10.0   10.0
                              9.3%     9.3%     9.5%    10.0%    10.5%    10.5%     3.0%     4.0%     3.0%     4.0%     7.0   10.0
                              9.0%     9.0%      --       --       --       --       --       --       --       --       --     --
                              9.0%     9.5%     9.5%    10.0%    11.0%    11.0%     4.0%     4.0%     4.0%     4.0%    10.0   10.0

Responses                     9        9        8        8        8        8        8        8        8        8        8      8
Average (%)                   9.4%     9.5%     9.7%    10.1%    11.5%    11.7%     3.3%     3.5%     3.4%     3.7%     9.1   10.1

------------------------------------------------------------------------------------------------------------------------------------
CLASS B - LEASED ASSET
------------------------------------------------------------------------------------------------------------------------------------

                             10.8%    10.8%    10.8%    10.8%    11.0%    12.0%     2.0%     3.0%     3.0%     3.0%    10.0   10.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                             10.0%    10.0%    10.0%    10.0%    11.0%    11.0%     3.0%     4.0%     3.0%     4.0%     7.0   10.0

Responses                     3        3        3        3        3        3        3        3        3        3        3      3
Average (%)                   9.8%    10.1%    10.1%    10.6%    11.0%    11.3%     2.8%     3.7%     3.2%     3.7%     9.3   10.3

------------------------------------------------------------------------------------------------------------------------------------
CLASS A - VALUE ADDED
------------------------------------------------------------------------------------------------------------------------------------

                             10.8%    10.8%    10.8%    10.8%    12.0%    12.0%     2.0%     2.0%     3.0%     3.0%    10.0   10.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                              9.5%     9.5%    10.0%    10.0%    13.0%    13.0%     3.0%     4.0%     3.0%     4.0%     7.0   10.0

Responses                     3        3        3        3        3        3        3        3        3        3        3      3
Average (%)                   9.6%     9.9%    10.1%    10.6%    12.0%    12.0%     2.8%     3.3%     3.2%     3.7%     9.3   10.3

------------------------------------------------------------------------------------------------------------------------------------
CLASS B - VALUE ADDED
------------------------------------------------------------------------------------------------------------------------------------

                             11.0%    11.0%    10.8%    10.8%    12.0%    12.0%     2.0%     2.0%     3.0%     3.0%    10.0   10.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                               --       --       --       --     15.0%    15.0%     3.0%     4.0%     3.0%     4.0%     7.0   10.0

Responses                     2        2        2        2        3        3        3        3        3        3        3      3
Average (%)                   9.8%    10.3%    10.1%    10.9%    12.7%    12.7%     2.8%     3.3%     3.2%     3.7%     9.3   10.3

                            --------------------------------------------------------------------------------------------------------
Total Responses              17       17       16       16       17       17       17       17       17       17       17     17
Weighted Average (%)          9.6%     9.9%    10.0%    10.5%    11.8%    11.9%     2.9%     3.5%     3.2%     3.7%     9.3   10.3
                            --------------------------------------------------------------------------------------------------------

      "Leased Asset" refers to predominantly "passive" investments involving substantially leased Properties

      "Value Added" denotes properties which require more active management due to leasing issues and/or additional capital investment for physical issues


                                                                  AUTUMN 1996 13

--------------------------------------------------------------------------------
CUSHMAN & WAKEFIELD VALUATION ADVISORY SERVICES NATIONAL INVESTOR SURVEY
                                                                   - AUTUMN 1996
--------------------------------------------------------------------------------

                                   CAPITALIZATION RATES             INTERNAL                 GROWTH RATES         TYPICAL PROJECTION
                                GOING-IN          TERMINAL       RATE OF RETURN        INCOME           EXPENSES      PERIOD (YEARS)
                          ----------------------------------------------------------------------------------------------------------
                              LOW     HIGH      LOW     HIGH      LOW     HIGH      LOW      HIGH     LOW      HIGH    LOW    HIGH
                          ----------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
CLASS A - LEASED ASSET                                                                               RETAIL MARKET - REGIONAL MALLS
------------------------------------------------------------------------------------------------------------------------------------

                              7.5%     7.5%     8.0%     8.0%    11.3%    11.3%     4.0%     4.0%     4.0%     4.0%    10.0   10.0
                              9.0%     9.0%     9.0%     9.0%    15.0%    15.0%     4.0%     4.0%     4.0%     4.0%     5.0    5.0
                              7.5%     7.5%     7.8%     7.8%    12.0%    12.0%     1.5%     2.0%     3.0%     3.0%    10.0   10.0
                              7.0%     8.0%     8.0%     8.0%    10.5%    11.5%     0.0%     4.0%     3.0%     4.0%    10.0   10.0
                              9.0%      --       --       --       --       --      3.0%     3.0%     4.0%     4.0%    10.0   10.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                              8.0%     8.0%     8.0%     9.0%    10.5%    11.0%     3.0%     3.5%     3.0%     3.5%    10.0   10.0
                              8.0%     8.0%     8.5%     8.5%    11.0%    11.0%     4.0%     4.0%     4.0%     4.0%    10.0   10.0
                              7.8%     8.0%     8.3%     8.5%    11.0%    12.0%     2.5%     3.0%     2.5%     3.0%    10.0   10.0
                              7.0%     8.0%     7.0%     8.0%    10.0%    11.0%     4.0%     4.0%     4.0%     4.0%     5.0   10.0

Responses                    10        9        9        9        9        9       10       10       10       10       10     10
Average (%)                   7.9%     8.2%     8.2%     8.6%    11.4%    11.8%     3.0%     3.6%     3.5%     3.8%     9.1    9.6

------------------------------------------------------------------------------------------------------------------------------------
CLASS B - LEASED ASSET
------------------------------------------------------------------------------------------------------------------------------------

                             10.0%    10.0%    10.0%    10.0%    17.0%    17.0%     4.0%     4.0%     4.0%     4.0%     5.0    5.0
                              9.0%     9.0%     9.0%     9.0%    13.5%    13.5%     2.0%     2.0%     4.0%     4.0%     7.0    7.0
                              9.0%    10.0%    10.0%    10.0%    12.0%    14.0%     0.0%     4.0%     3.0%     4.0%    10.0   10.0
                             10.0%      --       --       --       --       --      3.0%     3.0%     4.0%     4.0%    10.0   10.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0

Responses                     5        4        4        4        4        4        5        5        5        5        5      5
Average (%)                   9.3%     9.6%     9.6%    10.0%    13.4%    13.9%     2.5%     3.4%     3.7%     4.0%     8.6    8.6

------------------------------------------------------------------------------------------------------------------------------------
CLASS A - VALUE ADDED
------------------------------------------------------------------------------------------------------------------------------------

                             10.0%    10.0%    10.0%    10.0%    18.0%    18.0%     4.0%     4.0%     4.0%     4.0%     5.0    5.0
                             11.0%    11.0%    11.0%    11.0%    13.0%    14.0%     0.0%     4.0%     3.0%     4.0%    10.0   10.0
                              9.0%      --       --       --       --       --      3.0%     3.0%     4.0%     4.0%    10.0   10.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                              8.0%     8.5%     8.5%     9.0%    11.5%    12.5%     2.5%     3.0%     2.5%     3.0%    10.0   10.0

Responses                     5        4        4        4        4        4        5        5        5        5        5      5
Average (%)                   9.3%     9.8%     9.8%    10.3%    13.4%    13.9%     2.6%     3.6%     3.4%     3.8%     9.2    9.2

------------------------------------------------------------------------------------------------------------------------------------
CLASS B - VALUE ADDED
------------------------------------------------------------------------------------------------------------------------------------

                             11.0%    11.0%    11.0%    11.0%    20.0%    20.0%     4.0%     4.0%     4.0%     4.0%     5.0    5.0
                             12.5%    12.5%    12.0%    12.0%    14.0%    15.0%     0.0%     4.0%     3.0%     4.0%    10.0   10.0
                             10.0%      --       --       --       --       --      3.0%     3.0%     4.0%     4.0%    10.0   10.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                              8.5%     9.0%     9.3%     9.8%    12.0%    13.0%     2.5%     3.0%     2.5%     3.0%    10.0   10.0
                             13.0%    13.0%    11.0%    11.0%    16.0%    16.0%     3.0%     3.0%     3.0%     3.0%     3.0    3.0

Responses                     6        5        5        5        5        5        6        6        6        6        6      6
Average (%)                  10.6%    11.0%    10.6%    11.0%    14.6%    15.0%     2.7%     3.5%     3.3%     3.7%     8.2    8.2

                            --------------------------------------------------------------------------------------------------------
Total Responses              26       22       22       22       22       22       26       26       26       26       26     26
Weighted Average (%)          9.3%     9.6%     9.5%    10.0%    13.2%    13.6%     2.7%     3.5%     3.5%     3.8%     8.8    8.9
                            --------------------------------------------------------------------------------------------------------

      "Leased Asset" refers to predominantly "passive" investments involving substantially leased Properties

      "Value Added" denotes properties which require more active management due to leasing issues and/or additional capital investment for physical issues


14 REAL ESTATE OUTLOOK

--------------------------------------------------------------------------------
CUSHMAN & WAKEFIELD VALUATION ADVISORY SERVICES NATIONAL INVESTOR SURVEY
                                                                   - AUTUMN 1996
--------------------------------------------------------------------------------

                                   CAPITALIZATION RATES             INTERNAL                 GROWTH RATES         TYPICAL PROJECTION
                                GOING-IN          TERMINAL       RATE OF RETURN        INCOME           EXPENSES      PERIOD (YEARS)
                          ----------------------------------------------------------------------------------------------------------
                              LOW     HIGH      LOW     HIGH      LOW     HIGH      LOW      HIGH     LOW      HIGH    LOW    HIGH
                          ----------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
CLASS A - LEASED ASSET                                                                                     RESIDENTIAL - APARTMENTS
------------------------------------------------------------------------------------------------------------------------------------

                              8.5%    10.0%     9.0%    10.5%      --       --       --       --      3.5%     3.5%     1.0    1.0
                              8.5%     9.0%     9.0%     9.0%    11.0%    11.0%     3.0%     3.0%     3.0%     3.0%    10.0   10.0
                              9.8%     9.8%    10.0%    10.0%    15.0%    15.0%     4.0%     4.0%     4.0%     4.0%     5.0    7.0
                              8.3%     9.0%     9.0%     9.5%    10.5%    11.5%     3.0%     4.0%     3.0%     4.0%    10.0   10.0
                              7.5%     8.5%     8.0%     9.0%    10.0%    11.0%     0.0%     5.0%     3.0%     5.0%    10.0   10.0
                              8.8%     8.8%     9.0%     9.0%    11.3%    11.3%     3.8%     4.0%     4.0%     4.0%    10.0   10.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                              8.5%     9.0%     9.0%     9.5%    10.0%    11.5%     3.0%     4.0%     3.0%     3.0%    10.0   10.0
                              8.5%     9.0%     8.5%     9.0%      --       --      3.0%     3.5%     3.0%     3.5%    10.0   10.0
                              8.8%     9.0%     9.0%     9.5%    11.0%    11.0%     3.0%     4.0%     3.0%     4.0%     7.0   10.0

Responses                    10       10       10       10        8        8        9        9       10       l0       l0     10
Average (%)                   8.6%     9.2%     9.0%     9.6%    11.2%    11.7%     2.9%     3.9%     3.3%     3.8%     8.4    8.9

------------------------------------------------------------------------------------------------------------------------------------
CLASS B - LEASED ASSET
------------------------------------------------------------------------------------------------------------------------------------

                              9.0%     9.5%     9.5%    10.0%    11.0%    12.0%     3.0%     4.0%     3.0%     4.0%    10.0   10.0
                              9.0%    10.0%    10.0%    10.0%    11.0%    12.5%     0.0%     5.0%     3.0%     5.0%    10.0   10.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                              9.0%    10.0%    10.0%    10.5%    10.5%    12.0%     3.0%     4.0%     3.0%     3.0%    10.0   10.0
                              9.0%     9.5%     9.5%    10.0%    11.5%    11.5%     3.0%     4.0%     3.0%     4.0%     7.0   10.0

Responses                     5        5        5        5        5        5        5        5        5        5        5      5
Average (%)                   8.9%     9.7%     9.7%    10.3%    11.0%    11.8%     2.5%     4.2%     3.1%     4.0%     9.6   10.2

------------------------------------------------------------------------------------------------------------------------------------
CLASS A - VALUE ADDED
------------------------------------------------------------------------------------------------------------------------------------

                             10.0%    11.0%    11.0%    11.0%    12.5%    13.5%     0.0%     5.0%     3.0%     5.0%    10.0   10.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                              8.0%     8.0%     9.0%     9.0%    11.0%    12.0%     4.0%     6.0%     3.0%     3.0%     3.0    5.0
                              9.0%     9.0%     9.5%    10.0%    12.0%    12.0%     3.0%     4.0%     3.0%     4.0%     7.0   10.0

Responses                     4        4        4        4        4        4        4        4        4        4        4      4
Average (%)                   8.9%     9.4%     9.8%    10.3%    11.6%    12.1%     2.6%     4.8%     3.1%     4.0%     7.8    9.0

------------------------------------------------------------------------------------------------------------------------------------
CLASS B - VALUE ADDED
------------------------------------------------------------------------------------------------------------------------------------

                             12.0%    13.0%    13.0%    13.0%    13.0%    15.0%     0.0%     5.0%     3.0%     5.0%    10.0   10.0
                              8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%     4.0%     3.5%     4.0%    11.0   11.0
                              8.0%     8.0%    10.0%    10.0%    11.0%    13.0%     4.0%     6.0%     3.0%     3.0%     3.0    5.0
                              9.5%    10.0%    10.0%    11.0%    13.0%    13.0%     3.0%     4.0%     3.0%     4.0%     7.0   10.0

Responses                      4        4        4        4        4        4        4        4        4        4        4      4
Average (%)                   9.5%    10.1%    10.6%    11.3%    12.0%    13.0%     2.6%     4.8%     3.1%     4.0%     7.8    9.0

Total Responses              23       23       23       23       21       21       22       22       23       23       23     23
Weighted Average (%)          9.0%     9.6%     9.8%    10.4%    11.5%    12.1%     2.7%     4.4%     3.2%     4.0%     8.4    9.3

      "Leased Asset" refers to predominantly "passive" investments involving substantially leased Properties

      "Value Added" denotes properties which require more active management due to leasing issues and/or additional capital investment for physical issues


                                                                  AUTUMN 1996 15

--------------------------------------------------------------------------------
CUSHMAN & WAKEFIELD VALUATION ADVISORY SERVICES NATIONAL INVESTOR SURVEY
                                                                   - AUTUMN 1996
--------------------------------------------------------------------------------

                                   CAPITALIZATION RATES             INTERNAL                 GROWTH RATES         TYPICAL PROJECTION
                                GOING-IN          TERMINAL       RATE OF RETURN        INCOME           EXPENSES      PERIOD (YEARS)
                          ----------------------------------------------------------------------------------------------------------
                              LOW     HIGH      LOW     HIGH      LOW     HIGH      LOW      HIGH     LOW      HIGH    LOW    HIGH
                          ----------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
OFFICE                                                                                                 SUMMARY OF WEIGHTED AVERAGE
------------------------------------------------------------------------------------------------------------------------------------

Urban/CBD                     9.8%    10.3%     9.7%    10.3%    13.0%    13.5%     3.3%     4.6%     3.4%     3.9%     8.1    9.2

   Class A - Leased Asset     9.2%     9.6%     9.2%     9.7%    11.7%    12.0%     3.3%     4.2%     3.4%     3.9%     8.5    9.5
   Class B - Leased Asset    10.0%    10.4%     9.7%    10.3%    12.8%    13.1%     3.3%     4.7%     3.5%     4.0%     8.3    9.7
   Class A - Value Added      9.4%    10.0%     9.6%    10.2%    12.8%    13.5%     3.5%     4.6%     3.5%     3.9      7.6    8.9
   Class B - Value Added     10.7%    11.0%    10.5%    11.2%    14.6%    15.3%     3.2%     4.8%     3.3%     3.9%     8.0    8.8

Suburban                      9.3%     9.8%     9.7%    10.1%    12.8%    13.4%     3.2%     4.4%     3.4%     3.7%     8.0    8.8

   Class A - Leased Asset     8.8%     9.5%     9.3%     9.9%    11.2%    11.6%     3.5%     4.4%     3.6%     3.8%     8.9    9.7
   Class B - Leased Asset     9.5%    10.0%     9.8%    10.2%    12.0%    12.5%     3.4%     4.5%     3.4%     3.7%     8.6    9.6
   Class A - Value Added      9.1%     9.7%     9.5%    10.0%    13.4%    14.3%     3.1%     4.6%     3.4%     3.8%     7.2    8.0
   Class B - Value Added      9.7%    10.0%    10.0%    10.5%    14.5%    15.2%     2.9%     4.3%     3.2%     3.6%     7.2    8.0

------------------------------------------------------------------------------------------------------------------------------------
INDUSTRIAL
------------------------------------------------------------------------------------------------------------------------------------

Warehouse/Distribution        9.5%     9.7%    10.2%    10.5%    11.6%    11.6%     2.6%     4.5%     3.2%     4.0%     9.6   10.2

   Class A - Leased Asset     8.8%     9.2%     9.4%     9.8%    10.9%    11.0%     2.9%     4.0%     3.3%     3.8%     9.8   10.1
   Class B - Leased Asset     9.3%     9.5%    10.0%    10.2%    11.2%    11.2%     2.8%     4.3%     3.2%     3.9%     9.7   10.1
   Class A - Value Added      9.7%     9.9%    10.4%    10.8%    11.9%    11.9%     2.4%     4.8%     3.3%     4.1%     9.5   10.3
   Class 8 - Value Added     10.1%    10.4%    10.9%    11.3%    12.4%    12.4%     2.4%     4.8%     3.3%     4.1%     9.5   10.3

Business Parks                9.4%     9.9%    10.0%    10.8%    12.3%    12.9%     3.4%     4.0%     3.2%     3.8%     8.3    9.6

   Class A - Leased Asset     9.0%     9.5%     9.8%    10.5%    11.5%    11.5%     3.3%     4.0%     3.3%     4.0%     9.0   10.5
   Class B - Leased Asset     9.3%     9.8%    10.0%    10.8%    11.5%    11.5%     3.3%     4.0%     3.3%     4.0%     9.0   10.5
   Class A - Value Added      9.5%    10.2%    10.0%    10.8%    13.0%    14.3%     3.5%     4.0%     3.2%     3.7%     7.7    8.7
   Class B - Value Added      9.7%    10.3%    10.2%    11.0%    13.0%    14.3%     3.5%     4.0%     3.2%     3.7%     7.7    8.7

0ther Industrial/
  Manufacturing               9.2%     9.7%     9.5%    11.0%    11.5%    11.5%     3.3%     4.0%     3.3%     4.0%     8.8   10.3

   Class A - Leased Asset     8.8%     9.3%     9.5%    11.0%    11.5%    11.5%     3.3%     4.0%     3.3%     4.0%     8.5   10.0
   Class B - Leased Asset     9.3%     9.8%     9.5%    11.0%    11.5%    11.5%     3.3%     4.0%     3.3%     4.0%     8.5   10.0
   Class A - Value Added      9.3%     9.8%     9.5%    11.0%    11.5%    11.5%     3.3%     4.0%     3.3%     4.0%     9.0   10.5
   Class B - Value Added      9.5%    10.0%     9.5%    11.0%    11.5%    11.5%     3.3%     4.0%     3.3%     4.0%     9.0   10.5

------------------------------------------------------------------------------------------------------------------------------------
RETAIL
------------------------------------------------------------------------------------------------------------------------------------

Neighborhood & Community
  Centers                     9.7%    10.2%    10.3%    10.9%    13.0%    13.5%     2.7%     3.9%     3.2%     4.0%     8.7    9.3

   Class A - Leased Asset     9.3%     9.8%    10.0%    10.4%    11.9%    12.1%     2.9%     3.7%     3.4%     3.9%     8.9    9.4
   Class B - Leased Asset     9.5%    10.0%    10.4%    11.1%    12.3%    12.3%     2.3%     3.8%     3.3%     4.2%     9.0    9.6
   Class A -  Value Added     9.7%    10.3%    10.1%    10.7%    13.8%    14.6%     2.8%     4.0%     3.1%     3.8%     8.5    9.0
   Class B - Value Added     10.3%    10.8%    10.8%    11.5%    14.2%    15.0%     2.8%     4.0%     3.1%     3.8%     8.5    9.0

Power Center & "Big Box"      9.6%     9.9%    10.0%    10.5%    11.8%    11.9%     2.9%     3.5%     3.2%     3.7%     9.3   10.3

   Class A - Leased Asset     9.4%     9.5%     9.7%    10.1%    11.5%    11.7%     3.3%     3.5%     3.4%     3.7%     9.1   10.1
   Class B - Leased Asset     9.8%    10.1%    10.1%    10.6%    11.0%    11.3%     2.8%     3.7%     3.2%     3.7%     9.3   10.3
   Class A - Value Added      9.6%     9.9%    10.1%    10.6%    12.0%    12.0%     2.8%     3.3%     3.2%     3.7%     9.3   10.3
   Class B - Value Added      9.8%    10.3%    10.1%    10.9%    12.7%    12.7%     2.8%     3.3      3.2%     3.7%     9.3   10.3

Regional Malls                9.3%     9.6%     9.5%    10.0%    13.2%    13.6%     2.7%     3.5%     3.5%     3.8%     8.8    8.9

   Class A - Leased Asset     7.9%     8.2%     8.2%     8.6%    11.4%    11.8%     3.0%     3.6%     3.5%     3.8%     9.1    9.6
   Class B - Leased Asset     9.3%     9.6%     9.6%    10.0%    13.4%    13.9%     2.5%     3.4%     3.7%     4.0%     8.6    8.6
   Class A - Value Added      9.3%     9.8%     9.8%    10.3%    13.4%    13.9%     2.6%     3.6%     3.4%     3.8%     9.2    9.2
   Class B - Value Added     10.6%    11.0%    10.6%    11.0%    14.6%    15.0%     2.7%     3.5%     3.3%     3.7%     8.2    8.2

Specialty Retail              9.5%    10.5%    10.8%    11.5%    12.0%    12.6      1.9%     4.0%     3.3%     4.0%    10.0   10.5

   Class A - Leased Asset     8.2%     9.0%     8.8%     9.7%    10.7%    11.3%     2.5%     4.0%     3.5%     4.0%     8.7   10.3
   Class B - Leased Asset     9.3%    10.3%    10.8%    11.5%    11.5%    12.5%     1.8%     4.0%     3.3%     4.0%    10.5   10.5
   Class A - Value Added     10.0%    11.0%    11.3%    12.0%    12.5%    13.0%     1.8%     4.0%     3.3%     4.0%    10.5   10.5
   Class B - Value Added     10.8%    11.8%    12.3%    13.0%    13.5%    13.5%     1.8%     4.0%     3.3%     4.0%    10.5   10.5

------------------------------------------------------------------------------------------------------------------------------------
RESIDENTIAL
------------------------------------------------------------------------------------------------------------------------------------

Apartments                    9.0%     9.6%     9.8%    10.4%    11.5%    12.1%     2.7%     4.4%     3.2%     4.0%     8.4    9.3

   Class A - Leased Asset     8.6%     9.2%     9.0%     9.6%    11.2%    11.7%     2.9%     3.9%     3.3%     3.8%     8.4    8.9
   Class B - Leased Asset     8.9%     9.7%     9.7%    10.3%    11.0%    11.8%     2.5%     4.2%     3.1%     4.0%     9.6   10.2
   Class A - Value Added      8.9%     9.4%     9.8%    10.3%    11.6%    12.1%     2.6%     4.8%     3.1%     4.0%     7.8    9.0
   Class B - Value Added      9.5%    10.1%    10.6%    11.3%    12.0%    13.0%     2.6%     4.8%     3.1%     4.0%     7.8    9.0


16 REAL ESTATE OUTLOOK

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                                KELLEEN M. BODINE

Real Estate Experience

Ms. Bodine has been active in the appraisal of real estate since 1989. Ms. Bodine has been involved in numerous mixed-use projects and multi-property portfolios. She has provided valuation and investment analysis services for a variety of property types including land, office buildings, regional malls, shopping centers, apartment complexes, subsidized housing units, industrial buildings, hotels, proposed income-producing properties, and various special purpose properties. Ms. Bodine has appraisal experience in major first- and second-tier metropolitan markets in twenty-two states, including Illinois, California, Colorado, Arizona, Minnesota, Michigan and Maryland.

Education

University of Wisconsin - Madison
Bachelor of Business Administration
      Real Estate/Urban Land Economics and Finance/Investment Banking


Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

          Real Estate Appraisal Principles 1A-1
          Basic Valuation Procedures 1A-2
          Standards of Professional Practice
          Capitalization Theory and Techniques 1BA
          Capitalization Theory and Techniques 1BB
          Advanced Applications

Ms. Bodine has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Ms. Bodine is currently a candidate for the MAI designation of the Appraisal Institute.


Current Position

Associate Director, Cushman & WakefieId Valuation Advisory Services, Chicago, Illinois.

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                            STANLEY R DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

      Course I-A     Fundamentals and Principles of Real Estate Appraisal
      Course I-B     Capitalization Theory and Techniques
      Course II-I    Case Studies in Real Estate Valuation
      Course II-2    Valuation Analysis and Report Writing
      Course II-3    Standards of Professional Practice
      Course IV      Litigation/Condemnation Valuation
      Course VI      Investment Analysis
      Course VIII    Residential Case Studies
      Course X       Market Analysis

      Seminar        Feasibility Analysis and Highest and Best Use
      Seminar        Discounted Cash Flow Analysis
      Seminar        Cash Equivalency
      Seminar        Subdivision Analysis
      Seminar        Rates, Ratios and Reasonableness


Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

================================================================================

COMPLETE APPRAISAL OF
REAL PROPERTY

Carmel Mountain Plaza
Carmel Mountain Road and Rancho Carmel Drive
Community of Carmel Mountain Ranch
City of San Diego, San Diego County, California

================================================================================

IN SUMMARY REPORT

As of July 1, 1997

Master Realty Inc.
Managing Member of Community Centers I, LLC
1180 Avenue of the Americas
18th Floor
New York, New York 10036-8401

Lehman Brothers, Inc.
3 World Financial
20th Floor
New York, New York 10285

Cushman & Wakefield of California, Inc.
Valuation Advisory Services
1920 Main Street, Suite 100
Irvine, CA 92614

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Cushman & Wakefield of California, Inc.                          CUSHMAN &
1920 Main Street, Suite 100                                     WAKEFIELD(R)
Irvine, CA 92614                                            Improving your place
Tel: (714) 474-4004                                              in the world.
Fax: (714) 474-0405

July 15,1997

Mr. Brian Summers
Vice President
Master Realty Inc.
Managing Member of Community Centers I, LLC
1180 Avenue of the Americas
18th Floor
New York, New York 10036-8401

Mr. Thomas Burke
Vice President
Lehman Brothers, Inc.
3 World Financial Center
20th Floor
New York, New York 10285

Re:   Carmel Mountain Plaza
      Carmel Mountain Ranch Road at Rancho
      Carmel Drive, Carmel Mountain Ranch
      City of San Diego, San Diego County, California

Gentlemen:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield, Inc. is pleased to transmit our report estimating the market value of the leased fee estate in the above referenced real property.

      As specified in the Letter of Engagement, the value opinion reported herein is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report. This is a complete appraisal prepared in accordance with the Uniform Standards of Professional Appraisal Practice. The results of the appraisal are being conveyed in a Summary Report according to our agreement. The accompanying report summarizes the pertinent data, analysis and conclusions secured in our investigation, rather than provide a self- contained narrative within the report. It is noted that this report incorporates by reference our previous Complete Appraisal prepared in a Self-Contained report format with a date of value of February 1, 1996.

      This report was prepared for Master Realty Inc., Managing Member of Community Centers, I, LLC and Lehman Brothers, Inc. (Client) and it is intended only for the specified use of the Client. The property was inspected by and the report prepared by Sean M. Crosby under the direct supervision of Robert W. Bell, MAI, who has previously inspected the property.

Mr. Brian Summers
July 15, 1997
Page 2

      As a result of our analysis, we have formed an opinion that the market value of the leased fee estate in the subject property, as of July 1, 1997, the date of inspection, was:

                           SIXTY FIVE MILLION DOLLARS
                                   $65,000,000

      This letter is invalid as an opinion of value if detached from the report, which contains the text, exhibits and an Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF CALIFORNIA, INC.
Valuation Advisory Services - Orange County Office


/s/ Sean M. Crosby
Sean M. Crosby
Associate Director
State Cert. No. AG009283


/s/ Robert W. Bell
Robert W. Bell, MAI
Operating Manager, Pacific Southwest Region
State Cert. No. AG001951

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
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

                                        SUMMARY OF SALIENT FACTS AND CONCLUSIONS
================================================================================

Property Name:                      Carmel Mountain Plaza

Location:                           Carmel Mountain Road and Rancho Carmel
                                    Drive, Community of Carmel Mountain Ranch,
                                    City of San Diego, County of San Diego,
                                    State of California.

Date of Inspection:                 July 1,1997

Date of Value:                      July 1,1997

Ownership:                          Community Centers I, LLC

Total Land Area (Owned):            41.0+/- acres (1,785,906+/- square feet)

Zoning: NC, Neighborhood Commercial (in conformance with the Carmel Mountain Ranch Community
                                    Plan), City of San Diego

Improvements
      Type: Single-level community/power center constructed of concrete block with structural steel frame and masonry exterior.

Gross Leasable Area (Owned):

                                    ============================================
                                    Kmart (ground lease)            107,870+/-SF
                                    --------------------------------------------
                                    Sportmart                        40,672+/-SF
                                    --------------------------------------------
                                    Circuit City                     30,973+/-SF
                                    --------------------------------------------
                                    Pacific Theaters                 34,561+/-SF
                                    --------------------------------------------
                                    Marshalls                        28,760+/-SF
                                    --------------------------------------------
                                    Ross                             24,000+/-SF
                                    --------------------------------------------
                                    Michaels                         22,969+/-SF
                                    --------------------------------------------
                                    Blockbuster Music                14,000+/-SF
                                    --------------------------------------------
                                    Barnes & Noble                   13,916+/-SF
                                    --------------------------------------------
                                    Blockbuster Video                 6,048+/-SF
                                    ============================================
                                    Total Majors                    323,769+/-SF
                                    ============================================
                                    Shop Space                      118,708+/-SF
                                    ============================================
                                    Total                           442,477+/-SF
                                    ============================================

Total Center Building Area:         532,129+/-  square  feet  (including
                                    non-owned outparcel buildings to Mervyns,
                                    Texaco, Chevys, and Boston Market)

Year Built:                         1993/1994

Condition:                          Good

                                                              CUSHMAN &
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                                        Summary of Salient Facts and Conclusions
================================================================================

Land-to-Building Ratio:                   4.04:1 (owned)

Site Coverage:                            24.8% (owned)

Parking Spaces Provided:                  3,000 stalls are provided (6.8 cars
                                          per 1,000 square feet of total
                                          building area)

Highest and Best Use

      If Vacant:                          Commercial/retail utilization built to
                                          its maximum feasible FAR.

      As Improved:                        Continued retail use as a
                                          power/community shopping center.

Operating Data and Forecasts

      Current Occupancy:                  100%

      Forecasted Stabilized Occupancy:    95% (based on in-line shop and
                                          outparcel GLA and net of downtime
                                          provisions).

      Operating Expenses                  Annual Amount         Unit Rate *
                                          -------------         -----------
               1996 Actual                  $2,057,555             $4.65
               1997 Budget (Owners):        $2,022,465             $4.57
               FY 1998 C&W Forecast:        $2,004,598             $4.53

*        Per square foot of owned GLA

----------------
Value Indicators
----------------

      Cost Approach:                      N/A

      Sales Comparison Approach:          $64,160,000 to $66,370,000

      Income Approach
               Direct Capitalization:     $63,350,000
               Discounted Cash Flow:      $65,580,000

Investment Assumptions

      Holding Period:                     10 years
      Income/CPI Growth Rate:             +3.5%
      Expense Growth Rate:                +3.5% (Taxes @ 2% per Proposition 13)
      Sales Growth Rate:                  +3.5%
      Tenant Improvements-
             New Tenants:                 $5.00/SF
             Renewing Tenants:            $5.00/SF
      Commissions
             New Tenants:                 6% of aggregate rent
             Renewing Tenants:            3% of aggregate rent

                                                              CUSHMAN &
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                                                     VALUATION ADVISORY SERVICES
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

                                        Summary of Salient Facts and Conclusions
================================================================================

      Vacancy Between Tenants:               6 months
      Renewal Probability (In-line):         50%
      Terminal Capitalization Rate:          9.5%
      Cost of Sale at Reversion:             3.0%
      Discount Rate:                         11.50%

Value Conclusion:                            $65,000,000

Resulting Indicators

      Unit Rate:                             $146.90/SF of owned GLA
      Net Income (FY 1998):                  $5,701,463
      Implicit Overall Capitalization Rate:  8.77%

Exposure Time Implicit
      in Market Value Conclusion:            Not to exceed 12 months

Special Risk Factors:                                 None

Special Assumptions:

      1. Throughout the analysis we have relied on information provided by ownership and management which we assume to be accurate. This information was provided in the form of a rent roll, budgets, sales reports and other property specific information. We were also provided with a Pro-Ject diskette for the property which ownership has portrayed as containing the actual lease terms. It is noted that we audited actual lease documents for several of the major tenants during the course of our initial Complete Appraisal in February 1996. Based upon the current information provided, minor discrepancies were noted which we have reconciled to our satisfaction.

      2. We have made a visual inspection of building improvements and local environs in the process of this analysis. Our comments are limited to those items which were readily observable and apparent to such an inspection. Comments regarding the structural integrity of improvements are beyond the scope of our engagement and are best made by a professional engineer.

      3. Our cash flow analysis and valuation has recognized that all signed, as well as any pending leases with a high probability of being consummated are implemented according to the terms presented to us by management. To the extent such leases exist, they are identified within the body of this report.

      4. The forecasts of income and expenses contained herein are not predictions of the future. Rather, these projections are our best estimates of current market thinking on future income, expenses, growth rates, and demand. No warranty or representation is made with regard to materialization of these forecasts.

      5. Please refer to the complete list of assumptions and limiting conditions included at the end of this report. We believe, based on the assumptions employed in our cash flow analysis and based on our selection of investment parameters for the subject, the value conclusion represents a market price achievable within one year's exposure time on the open market.

                                                              CUSHMAN &
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                                                     VALUATION ADVISORY SERVICES
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

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                               [GRAPHIC OMITTED]

                          On site view of the subject

                               [GRAPHIC OMITTED]

                      Another on-site view of the subject

================================================================================


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                                                 Photographs of Subject Property
================================================================================

                               [GRAPHIC OMITTED]

                      On site view of the subject property

                               [GRAPHIC OMITTED]

                      On site view of the subject property

================================================================================


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                                                 Photographs of Subject Property
================================================================================

                               [GRAPHIC OMITTED]

                      On site view of the subject property

                               [GRAPHIC OMITTED]

                      On site view of the subject property

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                                      -3-
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                                                 Photographs of Subject Property
================================================================================

                               [GRAPHIC OMITTED]

        View looking south along Carmel Mountain Road; Subject at right

                               [GRAPHIC OMITTED]

          View looking east along Rancho Carmel Drive; Subject at left

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                                                                    INTRODUCTION
================================================================================

Identification of the Subject Property

      The subject property is identified as a 442,477 square foot portion of Carmel Mountain Plaza, a larger 539,129 square foot community/power shopping center located on the northwest corner of Carmel Mountain Road and Rancho Carmel Drive in the masterplanned community of Carmel Mountain Ranch, City of San Diego, County of San Diego, California. Completed in 1993/1994, the property is situated on a +/-41 acre site (assemblage of 20 parcels). It is identified by the San Diego County Tax Assessor as Parcel Nos. 313-730-19 through 21, 24 through 29, 31, and 32 and 313-731-10 and 12 through 18. The subject is approximately 20 miles northeast of downtown San Diego. As of the date of value, the subject is 100% occupied. Anchor tenants include Kmart, Barnes & Noble, Pacific Theaters, Circuit City, Marshalls, Michaels, Ross and Sportmart. The subject does not include the Mervyns anchor space and outparcel buildings occupied by Texaco, Chevy's Restaurant and Boston Market.

Property Ownership and Recent History

      Title to the subject property is currently vested with Community Centers I, LLC, a joint venture between Developers Diversified Realty Corporation (DDR) and DRA Advisors, Inc. (DRA). The subject was acquired as part of the former Homart Community Center Division for a total purchase price of approximately $500.0 million from General Growth Properties, Inc. The date of transfer was November 17,1995.

      A history of the subject shows that the 49.26 net acre site was originally acquired by Homart Community Centers, Inc. for a recorded consideration of $19,691,500. Subsequent to the sale, Homart sold a 7 acre portion of the site to Mervyns in June 1992. The remaining acreage was used to develop the subject center to its present configuration with the project opening in 1994. It is currently 100 percent occupied.

Purpose and Intended Use of the Appraisal

      The purpose of this appraisal is to estimate the market value of the leased fee estate in the subject property. The function of this appraisal is to provide an independent valuation and analysis of the property and to assist the client in evaluating the asset for portfolio valuation purposes.

Extent of the Appraisal Process

      In the process of preparing this appraisal, we:

      o Inspected the exterior of the building, site improvements, and a representative sample of tenant spaces.

      o Interviewed representatives of ownership and the property management company including Loren Henry, property manager with Developers Diversified Company.

      o Reviewed leasing policy, concessions, tenant build-out allowances and a history of recent rental rates and occupancy.

      o Reviewed a 1997 budget of income and expense as well as actual/budgeted 1996 operating data.

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                                                                    Introduction
================================================================================

      o Conducted market research of occupancy rates, asking rents, concessions and operating expenses at competing properties.

      o Conducted market inquiries into recent sales of similar retail centers to ascertain sales price per square foot, effective gross income multipliers and capitalization rates. This process involved telephone interviews with sellers, buyers and/or participating brokers.

      o Reviewed trade area specific data for the property as prepared by Equifax National Decision Systems.

      o In the course of this assignment we did not review actual lease documents. We were provided with a Pro-Ject model prepared as of July 1997, a current rent roll and other tenant specific data.

      o Estimated market rental rates, absorption, and stabilized income and expenses for the subject based on available market data and the current market thinking relative to growth in market rents and market absorption.

      o Developed a value estimate of the center through direct sales comparison.

      o Prepared a detailed discounted cash flow (DCF) analysis using Pro-Ject +plus software for the purpose of discounting the forecasted net income stream to a present value of the leased fee estate for the center.

      o Prepared a forecast of income and expenses in connection with preparing an estimate of stabilized net income for direct capitalization purposes.

      o Reconciled the value indications and concluded a final value estimate for the subject in its "as is" condition.

      o For this assignment, a Complete Appraisal of the subject property was performed with the results conveyed in this summary report. A Complete Appraisal involves an estimate of market value without any departure from the Uniform Standards of Professional Appraisal Practice maintained by the Appraisal Foundation. A summary appraisal report format provides a summary of the data, analyses, and conclusions rather than presenting a self-contained narrative within the report. Other pertinent data is retained in our files. This report also incorporates our previous Complete Appraisal prepared in a self-contained report format with a date of value of February 1, 1996 by reference.

Date of Value and Property Inspection

      The property has been valued as of July 1, 1997. On that date, Sean M. Crosby inspected the property and its environs.

Property Rights Appraised

      Leased fee estate.

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                                                              CUSHMAN &
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

                                                                    Introduction
================================================================================

Definitions of Value, Interest Appraised, and Other Pertinent Terms

      The definition of market value taken from the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, is as follows:

      The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

      1.    Buyer and seller are typically motivated;

      2. Both parties are well informed or well advised, and acting in what they consider their own best interests;

      3.    A reasonable time is allowed for exposure in the open market;

      4. Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

      5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

      Exposure Time

      Under Paragraph 3 of the Definition of Market Value, the value estimate presumes that "A reasonable time is allowed for exposure in the open market". Exposure time is defined as the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at the market value on the effective date of the appraisal. Exposure time is presumed to precede the effective date of the appraisal.

      The following definitions of pertinent terms are taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute.

      Fee Simple Estate

      Absolute ownership unencumbered by any other interest or estate, subject to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat.

      Leased Fee Estate

      An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease.

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

                                                                    Introduction
================================================================================

      Market Rent

      The rental income that a property would most probably command on the open market, indicated by the current rents paid and asked for comparable space as of the date of appraisal.

      Cash Equivalent

      A price expressed in terms of cash, as distinguished from a price expressed totally or partly in terms of the face amounts of notes or other securities that cannot be sold at their face amounts.

      These definitions have been taken into account when arriving at the estimate of market value reported in this appraisal assignment.

Legal Description

      A complete legal description of the property is provided within the body of the A.L.T.A. Title Policy dated September 20, 1995 which is provided in the original report.

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

                               [GRAPHIC OMITTED]

                               REGIONAL LOCATION

                                                               REGIONAL ANALYSIS
================================================================================

      The subject property is located within the masterplanned community of Carmel Mountain Ranch in the northeastern of the City of San Diego, San Diego County, California. The following discussion of the locational influences on the subject's value is divided into state, county, and local analyses.

REGIONAL INFLUENCES - State of California

      California endured a strong recession in between 1991 and 1993. This had a significantly negative effect on general real estate demand. Between 1994 and 1996, California saw a mild and uneven economic recovery with a similar recovery in real estate demand. However, California's economic outlook for 1997 and beyond is optimistic. The state's on-going population gains, huge and diverse economy, and world-class technological capability, combined with the national economic recovery and international free trade agreements, have resulted in a strong recovery of general real estate demand over the past 12 to 18 months.

      As an example of the state's economic recovery, unemployment has dropped from over 10 percent in 1993 to 6.5 percent as of April 1997. The state added about 350,000 new jobs in 1996, and is projected to do so again in 1997. Defense-related employment dropped during the recession and has now stabilized, and employment in the high tech and entertainment industries is growing. With the unemployment rate dropping and a forecast of employment growth, real estate demand should be positively affected.

      One of California's most significant factors is its projected population growth. The state grew by about six million people in the 1980s and is expected to do so again in the 1990s. Additionally, the state's economic base is so large that its gross product is larger than all but five nations. The state's gross product represents 13 percent of the U.S. gross national product; and is higher than any other state. The state's size helps support its real estate demand.

      As a final note, a recent study by the Center for the Continuing Study of the California Economy indicates that the state's long-term outlook is very positive. They predict that the state will grow faster than the U.S. in total jobs, income, number of households and population between 1993 and 2005; all of which are positive factors for real estate demand.

COUNTY INFLUENCES-San Diego County

      San Diego County is located in the southwesterly portion of the State of California, and is bounded on the north by the Counties of Orange and Riverside, on the east by Imperial County, on the south by Mexico, and on the west by the Pacific Ocean. San Diego County is comprised of 18 incorporated cities and 33 unincorporated communities, and covers an area of 4,255 square miles. Its topography is a broad coastal plan (where urbanization has occurred), with hills in the central portion and desert area to the east. The urbanized areas of the county enjoy a Mediterranean climate which is one of the finest in the country.

      San Diego County's economy is performing similarly to the state. San Diego County advantages versus the state include disproportionately high population growth, numerous tourist destinations, and innovative transportation systems. However, San Diego was unusually hard hit by financial institution failures, construction layoffs, and defense spending cuts during the 1990-93 recession. San Diego also has a reputation for comparatively high housing costs.

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                                                               Regional Analysis
================================================================================

Population Characteristics

      San Diego County ranks second in population among California's 58 counties. The January 1997 population estimate for the county was 2,839,500 (per the California Department of Finance). The recent and projected population trends in the five largest counties in Southern California are listed below. The county's large and growing population base is a positive factor for future real estate demand.

              SOUTHERN CALIFORNIA'S LARGEST COUNTIES' POPULATIONS

                              Population 1993-2003
State                  ----------------------------------              Percent
Rank     County          1993        1997         2003       Increase  Increase
--------------------------------------------------------------------------------
 1     Los Angeles     9,198,400   9,768,600   10,359,900   1,161,500   12.6%
 2     San Diego       2,667,500   2,839,500    2,999,600     332,100   12.4%
 3     Orange          2,579,300   2,798,500    2,947,200     367,900   14.3%
 5     SanBernardino   1,576,800   1,826,700    2,101,700     524,900   33.3%
 7     Riverside       1,356,700   1,618,700    1,945,800     589,100   43.4%

Source: Kiplinger California Letter

      San Diego County is expected to gain 50,500 residents in 1997; the largest one-year increase since 1990. The county's residents are forecast to enjoy a 3.0% real per capita income gain in 1997, after a similar estimated gain in 1996.

Transportation

      Transportation facilities in the county include a growing freeway network, an international airport, public bus services, Amtrak passenger rail service, several freight rail lines, and deep water ports. The county is contemplating relocating its main commercial airport and expanding it to provide international service. The county has immediate access to all major modes of transportation, which is a very positive factor for the county's real estate.

      Like most of Southern California, San Diego County suffers from rush hour freeway congestion. However, compared to the state's other urbanized areas, rush hour commute times are low. This is due to the county's well planned and expanding freeway network, and other unique transportation solutions.

      The county's unique transportation facilities include "reversible flow" lanes within Interstate 15, an expansive and growing trolley system that is centered downtown, and proposed light rail commuter service to Los Angeles. The county's transportation network is considered to be a very positive factor for real estate demand.

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                                                               Regional Analysis
================================================================================

County Employment

      As of April 1997, the county's total civilian employment was 1,190,900. The San Diego Association of Governments estimates that net job growth was 16,500 in 1996 and will be 18,000 in 1997.

      San Diego County has a slightly lower unemployment rate than the state or nation. As of April 1997, the county unemployment rate was 4.1 percent versus
6.5 percent for California and 4.9 percent for the nation. The county's recent unemployment rates have been dropping since the end of the recession. The county's improving employment picture is a positive factor for the county's real estate demand.

County Commerce

      Chamber of Commerce figures indicate a 1996 Gross Regional Product estimate of $80 billion for San Diego County, which they project to increase by 4.8% in 1997. This would be the strongest gain since 1989-90. In descending order of size, the county's economic base is anchored by manufacturing, defense spending, and tourism. Manufacturing industries are strong and benefiting from international trade. The county is steadily diversifying away from defense-related industries, which were hard hit in the 1990-93 recession.

      San Diego County's tourism figures further indicate an ongoing recovery. The number of visitors to San Diego increased about three percent between 1993 and 1994 (to 13.0 million). The Chamber of Commerce estimated a two percent tourist increase during 1996.

      Military spending is also a significant part of San Diego's economy. No significant bases are to be closed or realigned in San Diego County, which will help support the present level of military spending. Overall, the county's diversifying economic base is considered a positive factor for future real estate demand.

County Education, Recreation and Culture

      San Diego County is home to the San Diego campus of the University of California, San Diego State University, several junior colleges, and several private and specialized colleges. The county has over 175 public beaches, recreation centers and parks, as well as several public golf courses. Outdoor activities are an integral part of the San Diego lifestyle.

      Amusement centers such as the San Diego Zoo, San Diego Wild Animal Park and Sea World are also located in San Diego County. Performing arts are available in downtown San Diego, civic centers, and private theaters throughout the county. The county is also home to museums, San Diego Jack Murphy Stadium, a sports arena, etc. The county's abundance of educational, recreational and cultural opportunities is a positive factor for real estate demand.

Political Environment

      San Diego County residents have historically been viewed as pro-business, pro-growth and anti-tax. However, the county's rapid growth during the 1980s affected the county's political outlook. In the late 1980s, several slow growth initiatives were placed on county ballots. All were defeated, but a significant public sentiment remains for growth management. In general, residents have consistently resisted passing initiatives that could restrict growth to

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                                                               Regional Analysis
================================================================================

the point that it would be harmful to the county's economy. However, citizens often elect "slow growth" and "managed growth" county supervisors and city council members.

Conclusion

      Similar to California as a whole, San Diego County saw unprecedented drops in real estate values and market activity from 1990 to 1994. The degree of value decline varied by location and property type, but all real estate was affected. Most forecasts show that 1997 will be a positive year for the county's economy. This is leading to an increase in general real estate demand. However, real estate demand will vary greatly by product type.

CITY INFLUENCES - City of San Diego

      San Diego County includes fewer than 20 incorporated cities. By virtue of its size and diversity, the city of San Diego dominates the county's commerce and culture. The city has about half of the county's population. The city is also geographically large, consisting of over 400 square miles.

      As of 1996 year end, San Diego had an estimated population of 1.2 million. In 1996, the city ranked second as the state's most populated city. It is also the nation's sixth most populated city. The city's growth corridors are located to the north and east. The Pacific Ocean is to the west, and other incorporated cities are to the south. The city has ample land for future expansion.

      The city is accessed by the county's three regional freeways: Interstate 5, Interstate 8, and Interstate 15. As a result, the city has good regional access characteristics. Local access is provided by numerous primary/secondary roads, the trolleys, bus services, local roads and freeways, etc. which provide convenient access within the city. The future light rail system will serve the city's regional public transportation need along with Amtrak, both of which service downtown. Other transportation modes includes air transportation via the San Diego International Airport, and freight transportation via the Southern Pacific Railroad. Overall, the city's transportation network is a positive factor for the subject real estate.

      San Diego is a city of mixed land uses. Most of the city consists of public vacant uses. The privately developed areas are mostly residential uses (20.7 percent of the city's area), with 10.1 percent devoted to agricultural uses. Industrial and commercial developments occupy 3.6 and 3.0 percent of the city, respectively.

      The Kearny Mesa subarea is a highly desirable location for an industrial development, as it is strategically situated near transportation routes that access all Southern California. The Kearny Mesa industrial submarket area (which includes the subject) contains about 8.66 million square feet of industrial space, with a current vacancy estimate of 5.40 percent.

      San Diego has a very diverse economic base. The largest segments are retail and wholesale trades, followed by professional services and manufacturing. The San Diego Chamber of Commerce predicts that telecommunications, biotechnology, software development and electronics will be San Diego's leading industries over the next five years. Technology based firms are attracted to San Diego for its highly educated work force (25% of population hold undergraduate degrees), its advanced telecommunication infrastructure (75,000 miles of

================================================================================


                                      -12-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               Regional Analysis
================================================================================

underground fiber optic cable), and research capabilities (five universities including the highly esteemed University of California San Diego (UCSD)).

      Currently, telecommunications is San Diego's fastest growing industry. San Diego is the nation's second leading center of communications research and development. Over seventy telecommunication firms currently exist. A few of the firms include: Qualcomm, General Instruments and Datron Systems. Most of these firms are situated in Sorrento Valley, which is better known locally as the "Telecom Valley". The Sorrento Valley/Sorrento Mesa subareas are San Diego's premiere R&D locations which have the highest R&D property values.

      San Diego is strategically located for international commerce. San Diego's proximity to Mexico and the Pacific Rim provides a distinct advantage to the region's economic activity. World Trade magazine indicated that the greater San Diego area is one of the top ten regions for international business. To promote international business a World Trade Center was recently opened in downtown San Diego to assist importers and exporters.

      Additionally, the recent passages of NAFTA and GATT have propelled international trade in San Diego. Most notably, trade volume with Mexico has increased two-fold and is expected to continue increasing; this, in turn, increases economic and employment growth. International companies are realizing the benefits of nearby low cost labor available in Tijuana (Mexico's fourth largest city), and many have split operations in Mexico and the U.S. (San Diego) through the maquiladora program. The result has been a strong demand for twin industrial facilities in the Otay Mesa (San Diego, CA) area and Tijuana (Mexico). This has positively influenced the industrial real estate market in these areas.

      Local and international businesses in San Diego benefit from a large pool of well educated workers. Over 25 percent of the population holds an undergraduate degree. This highly educated workforce earns a median income of about $53,000, which is significantly more than the national average. Overall, San Diego business is well positioned for growth into the next millennium.

      San Diego is also considered a tourist and business destination point. The tourism industry is the city's third largest economic sector generating approximately 5 percent of the city's $75 billion gross regional product in 1996. The city has a new convention center, an international airport, the world famous San Diego Zoo, Sea World, a downtown commercial district, an old town area known as the gaslight district which offers boutique shopping and fine dining restaurants, numerous spas and resorts (e.g. La Costa, Coronado, La Jolla, etc.), world class golf courses, miles of public beaches, etc.

      The city political environment is pro-growth and pro-business. City services include a typical public school system, police and fire services, etc. The city has several hospitals, five regional shopping malls and numerous shopping centers, and several first rate universities including the University of California San Diego. Overall, San Diego has a reputation as a large-sized, diverse, middle class city in San Diego County.

================================================================================


                                      -13-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     ---------------------------

                                [GRAPHIC OMITTED]

                                NEIGHBORHOOD MAP

                                                        NEIGHBORHOOD DESCRIPTION
================================================================================

Overview

      A neighborhood is defined as a grouping of complimentary land uses affected by similar operations of the social, economic, governmental, and environmental forces that influence property value. The area most closely surrounding the subject, whether it contains residential property, or a mixture of commercial and residential properties, is called a neighborhood.

Carmel Mountain Ranch Planned Community

      The subject property is located in the community of Carmel Mountain Ranch, a masterplanned community encompassing approximately 1,500 acres. The community is delineated by Interstate 15 Freeway to the west, Camino Del Norte to the north, Ted Williams Parkway to the south, and Pomerado Road to the east. Bordering the community is the community of Rancho Penasquitos to the west, the community of Rancho Bernardo to the north, and the City of Poway to the east and south.

      The community of Carmel Mountain Ranch is still in the early stage of its life cycle. It is comprised primarily of several recently developed residential subdivisions, community shopping centers, and business parks. Upon buildout, the Carmel Mountain Ranch Planned Community will consist of approximately 1,500 gross acres in total. The development will be comprised of 634 acres of residential development including 5,420 dwelling units of which 2,355 units will be multifamily and 3,065 will be single family; 189 acres of industrial/R&D development; 190 acres of commercial development; 346 acres of parks, 32 acres of community facilities; and 98 acres of roads. The community also includes a golf course.

      Carmel Mountain Ranch is characterized as an upper/middle class community with an average age of 35 years old and an average household income in excess of $70,000. The community is attractive with good quality residential and commercial development. The primary arterials providing access throughout the community are Rancho Carmel Drive, extending in a north-south direction into Rancho Bernardo and Poway, and Carmel Mountain Road, intersecting Rancho Carmel Drive, and extending westerly across interstate 15 into Rancho Penasquitos.

      The subject's retail center, Carmel Mountain Plaza, is located within the core of retail development in the community. It is the largest and the most prominent shopping center in Carmel Mountain Ranch. The majority of the retail developments within the area formed by Rancho Carmel Drive to the west and Carmel Mountain Road to the east are described below.

      North of the subject property is Price Club Plaza. Price Club Plaza is a neighborhood shopping center anchored by a Price Club grocery warehouse.

      West of the subject property is a community shopping center, The Courtyard, that is anchored by Staples, Linens & Things, PetCo, Border Books & Music and Daley's (restaurant). This is the most recently developed retail project in Carmel Mountain Ranch, completed in mid-1996.

      Southeast of the subject property is the Carmel Mountain Gateway Plaza. This neighborhood shopping center is anchored by Wherehouse, Good Guys, Discovery Zone, Olive Garden (restaurant) and a Carl's Jr. (fast-food restaurant).

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                                      -14-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        Neighborhood Description
================================================================================

      East of the subject property are two neighborhood shopping centers: (1) the Carmel Mountain Ranch Town Center, which is anchored by Ralph's (grocery store), Payless Drug, McDonald's and Trader Joe's; and, (2) the Carmel Mountain Ranch Home Center which is anchored by Home Depot.

      These centers are further described in our Market Analysis and as comparable rentals.

      Other development within the subject's immediate surroundings include R&D and multifamily residential development further north along Carmel Mountain Drive. The R&D development includes facilities for Scripps Clinic and TRW among other high technology companies. South of the subject, across Stoney Peak Drive, are Carmel Terrace and Carmel Summit, two single-family residential subdivisions. East of the subject, across World Trade Drive, is The Windham residential subdivision.

      In summary, the subject is situated in a masterplanned community within a growing area of North San Diego County. The quality and conformity of the surrounding development is good. Street and freeway access is excellent. Overall, the subject is expected to benefit over the short and long term given its superior locational demographics.

================================================================================


                                      -15-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          RETAIL MARKET ANALYSIS
================================================================================

Property Profile

      The subject property is anchored by a number of national retail tenants. These major tenants include Kmart, Mervyns (not part of subject), Sportmart, Pacific Theaters, Circuit City, Marshalls, Ross, Michaels, and Barnes & Noble.

      Provided below is a summary of the credit profile of several of these major tenants. Combined, they account for in excess of 55 percent of contractual base rents.

================================================================================
 Anchor Tenants       Parent Company           S&P Rating(1)     % of Base Rents
================================================================================
K-Mart              Kmart                           B+                 5.7%
--------------------------------------------------------------------------------
Sportmart           Sportmart                       NR                 6.6%
--------------------------------------------------------------------------------
Pacific Theaters    Nationwide Theaters             NR                 9.8%
--------------------------------------------------------------------------------
Marshalls           Melville Corp.                  BBB+               5.9%
--------------------------------------------------------------------------------
Barnes & Noble      Barnes & Noble                  BB                 5.0%
--------------------------------------------------------------------------------
Ross                Ross Stores                     NR                 4.5%
--------------------------------------------------------------------------------
Circuit City        Circuit City                    NR                 6.6%
--------------------------------------------------------------------------------
Michaels            Michaels                        BB-                4.7%
--------------------------------------------------------------------------------
Blockbuster Music   Viacom                          BB+                4.3%
--------------------------------------------------------------------------------
Blockbuster Video   Viacom                          BB+                2.0%
--------------------------------------------------------------------------------
                                                                      55.1%
================================================================================
(1) Ratings current as of February 1997
================================================================================

Historical Retail Sales

      The tables below summarize retail sales growth for San Diego County as a whole and the City of San Diego over the period 1989 through 1995. (Retail sales figures were not specifically available for Carmel Mountain Ranch).

              ====================================================
                             Retail Sales (in $000)

                   Year                San Diego County
              ====================================================
                   1989                   14,883,857
              ----------------------------------------------------
                   1990                   15,099,328
              ----------------------------------------------------
                   1991                   14,599,366
              ----------------------------------------------------
                   1992                   15,083,222
              ----------------------------------------------------
                   1993                   15,241,382
              ----------------------------------------------------
                   1994                   15,718,773
              ----------------------------------------------------
                   1995                   16,181,283
              ====================================================
                Source: EDD and Sales and Marketing Management
              ====================================================

================================================================================


                                      -16-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

                 =============================================
                           Retail Sales (in $000)

                    Year                 City of San Diego
                 =============================================
                    1989                     6,501,645
                 ---------------------------------------------
                    1990                     6,700,198
                 ---------------------------------------------
                    1991                     6,578,858
                 ---------------------------------------------
                    1992                     6,830,548
                 ---------------------------------------------
                    1993                     6,916,952
                 ---------------------------------------------
                    1994                     7,082,343
                 ---------------------------------------------
                    1995                     7,390,369
                 =============================================
                    Source:  EDD and Sales and Marketing
                    Management. *Estimated
                 =============================================

      As shown, the sales figures for San Diego County and the City of San Diego show stable to increasing sales figures in 1989 and 1990. However, with the onset of the recession in late-1990/early-1991, sales figures dipped as consumer confidence slowed. But over the past three years, sales figures have rebounded with the slow recovery of the economy. Continued improvement in total retail sales is projected over the near future with the continued improvement in the regional and local economies.

Trade Area Analysis

      Overview

      A retail center's trade area contains people who are likely to patronize that particular retail center. These customers are drawn by a given class of goods and services from a particular tenant mix. A center's fundamental drawing power comes from the strength of the major tenants as well as the regional and local tenants which complement and support the anchors. A successful combination of these elements creates a destination for customers seeking a variety of goods and services while enjoying the comfort and convenience of an integrated shopping environment.

      In order to define and analyze the subject's market potential, it is important to first establish the boundaries of the trade area from which the subject draws its customers. In some cases, defining the trade area may be complicated by the existence of other retail facilities on main thoroughfares within trade areas that are not clearly defined or whose trade areas overlap with that of the subject.

      The subject serves a dual purpose in the community. That is to say that it acts as both a convenience center for the residents living in the immediate neighborhood as well as a community/power center by virtue of the larger destination tenants such as Marshalls, Kmart, Pacific Theaters, Circuit City, Ross, Michaels, Mervyns, and Barnes & Noble.

      As such, a clear understanding of the property type is important in order to place the subject in its proper competitive context. The subject meets the definition of both a community center and a power center to some degree. Each can be defined as follows:

================================================================================


                                      -17-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

o A community center provides a wider range of facilities for the sale of soft lines (wearing apparel for men, women, and children) and hard lines (hardware and appliances). The community center makes a greater variety of merchandise available-in sizes, styles, colors, and prices. It is built around a junior department store, variety store, or discount department store as the major tenant, in addition to a supermarket. It does not have a full-line department store, though it may have a strong specialty store or stores. In theory, its typical size is 150,000 square feet of gross leasable area, but in practice, it may range in size from 100,000 to 450,000 square feet.

o The power center is a loosely defined term that can generally be characterized as a grouping of retail stores that:

      o     collectively totals at least 250,000 square feet;

      o includes at least one major anchor containing 100,000 square feet or more, that is either a discount department store or warehouse club;

      o includes at least four smaller, category specific anchor tenants of 25,000 square feet or more. These anchor stores will typically have a narrow focus but deep selection in specific merchandise lines such as building supplies/home improvement goods, consumer electronics, off-price apparel, sporting goods, books, personal computer hardware and software, office supplies, toys, pet supplies, deep discount drugs, bulk foods, or tapes and records;

      o should contain a minimum of smaller shop space (10 percent or so of the center's total gross leasable area); and

      o will typically be configured in an open-air strip, "L" or "U" shaped layout.

      We have not been provided with any customer survey reports or shopper zip code lists that would help identify the boundaries of the primary and secondary trade areas. Therefore, we have made certain reasonable assumptions of the extent of this area based upon other physical, demographic, and geographic data available.

      Before the trade area can be defined, it is necessary that we thoroughly review the retail market and the competitive structure of the general marketplace, with consideration given to the subject's position.

Retail Market Conditions - San Diego County

      We will first examine the overall retail market within the larger San Diego County area, then within the more defined Interstate 15 Corridor submarket. The following market statistics are provided by TURI Commercial Services Retail Space Summary Report - San Diego County (January - April 1997). As of April 1997, the County of San Diego had a total retail inventory (inclusive of retail centers greater than 7,000 SF) of 60,848,314 square feet. The San Diego County market is divided into seven submarkets. Total inventory figures as well as vacancy levels for the each of the submarkets are on the following chart.

================================================================================


                                      -18-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

                                                              Planned/
Submarket            Inventory SF        Vacant SF - %        UnderConstruction
---------            ------------        -------------        -----------------
North Coastal        9,660,504 SF       745,043 SF - 7.7%       779,000 SF
I-78 Corridor        4,133,444 SF       532,070 SF - 12.9%      204,000 SF
I-15 Corridor        8,950,000 SF       743,603 SF - 8.3%       188,899 SF
East County          9,711,654 SF       908,001 SF - 9.3%       375,000 SF
South Bay            8,177,514 SF       519,755 SF - 6.4%       718,000 SF
North Central       14,361,458 SF       658,458 SF - 4.6%         7,200 SF
South Central        5,853,112 SF       532,056 SF - 9.1%             0 SF
                    -------------       -------------------   ------------
Total               60,848,314 SF       4,639,346 SF - 7.6%   2,272,099 SF

      During 1996, the San Diego County retail market experienced positive net absorption of 848,083 square feet. During the first quarter of 1997, this trend continued with total positive net absorption of 115,700 square feet. Positive absorption was experienced in four of the seven submarkets with only the 1-78 Corridor (-25,239 SF), East County (-91,806 SF) and South Central (-1,432 SF) submarkets experiencing negative absorption.

      Local Market Conditions

      As outlined within the original report, the retail inventory within Carmel Mountain Ranch area is comprised primarily of recently developed strip, neighborhood, and community/power centers. In researching general market conditions for the local retail market, we utilized the TURI Commercial Services
- Commercial Activity and Availability Report; January - April 1997.

      The subject is located in Carmel Mountain Ranch which is part of the I-15 Corridor submarket. In addition to Carmel Mountain Ranch, this submarket includes the cities/communities of Rancho Bernardo, Rancho Penasquitos, Poway, Escondido, and Ramona. As shown from the previous chart, this submarket has a total retail inventory of 8,950,000 square feet of retail space with approximately 743,603 square feet, or 8.3 percent, of space available. During 1996, this submarket experienced negative net absorption of 30,099 square feet with 31,370 square feet of positive net absorption during the first quarter of 1997. Overall, this submarket is considered to be stable given its growth oriented nature and considerable amount of newer product released to market over the past five years.

      Based on inventory figures compiled by TURI (Torrey Urban Research Institute), Carmel Mountain Ranch had a total inventory of retail product (inclusive of strip retail product greater than 7,000 SF; exclusive of single tenant storefront retail properties) as of April 1997 of 1,287,273 square feet. Of that total, approximately 14,050 square feet, or 1.1 percent, was available. This total inventory figure is comprised of approximately 826,871 square feet of community shopping center space, 172,522 square feet of neighborhood shopping center space, 130,000 square feet of specialty retail space, and 157,880 square feet of strip/convenience center space.

      As previously noted, Carmel Mountain Plaza is a community shopping center in Carmel Mountain Ranch with a gross building area of 532,129 square feet. According to TURI, the subject is the largest of six community/neighborhood centers within the Carmel Mountain Ranch

================================================================================


                                      -19-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

market. These six centers, outlined further within this section, have a combined inventory of 999,393 square feet, of which only 8,035 square feet (0.8 percent) was available as of the date of this appraisal. Based on conversations with the various leasing brokers, average rents for in-line space within these centers typically ranges from $1.75 to $2.25 per square foot (NNN) with 3 to 5 year lease terms and annual CPI increases applied.

Trade Area Definition

      In defining boundaries for the subject's primary trade area, several factors have been considered. First, the property's location with respect to transportation provides the basis for regional access to the area. Second, regional competition and geographic boundaries help to define the potential size of the trade area as a measure of distance from the property. Third, the merchandising mix and anchor alignment provide the basic draw of customers that are likely to patronize the property.

      Carmel Mountain Plaza is located in the masterplanned community of Carmel Mountain Ranch within the northeastern region of the city of San Diego in the central/eastern region of San Diego County. It is located on the west side of Carmel Mountain Road just east of Interstate 15. These routes provide excellent to and throughout the community.

      As discussed, the location and accessibility of competing centers has direct bearing on the formation and make-up of the subject's trade area as well. The subject competes most directly with the numerous neighborhood and community shopping centers previously outlined. Secondary competition is seen in other area community and neighborhood centers within the adjacent communities of Rancho Penasquitos, Poway, and Rancho Bernardo.

      Finally, it is important to note that other neighborhood/community centers, along with freestanding "category killers", and outlet malls all represent a strong force in the market's competitive environment. Certainly there is a place for both in most retail environments, including the subject region. Collectively, they balance out the retail infill and act as a traffic generator that increases the area's status as a destination retail hub.

      To summarize, the foundation of our analysis in the delineation of the subject's trade area may be summarized as follows:

      1. Highway accessibility, including area traffic patterns, geographical constraints, and nodes of residential development;

      2. The position and nature of the area's retail structure, including the location of destination retail centers and the strength and composition of the retail infill; and

      3. The size, anchor tenancy, and merchandising composition of the subject property's tenants.

      Given all of the above, a primary trade area for the subject property would likely span an area encompassing about 3 to 5 miles around the center. The subject's secondary trade area might span up to 10 miles from the site.

================================================================================


                                      -20-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

      Based on these observations, together with our discussions with ownership, we believe that the primary trade area for the subject would extend outward to a radius of approximately 5+/- miles from the property. To add perspective to this analysis, we have segregated our survey into 2.5-, 5-, and 10-mile concentric circles. The report on the facing page presents this data.

      Community and Power Centers tend to have trade areas which extend roughly six miles in any direction and contain approximately 150,000 to 200,000 residents with 60,000 to 70,000 households and income levels in excess of $35,000 per household. As such, it is our opinion that the 5 mile radius surrounding the subject property comprises the primary trade area from which 70 to 80 percent of its sales originate.

Population

      Once the market has been established, the focus of our analysis centers on the statistical data of the trade area, including population. Equifax National Decision Systems (ENDS) provides historical, current and forecasted population estimates for the trade area. Patterns of development density and migration are reflected in the current levels of population estimates. A detailed profile of the trade area is included in the Addenda of this report.

      Population statistics for the trade area are summarized in the chart on the following page.

============================================================================================
                             Population Growth and Forecasts
============================================================================================
                                                              Compound    Projected Compound
  Trade Area                                     Projected  Annual Change    Annual Change
  Component          1980      1990      1996      2001       1980-1990       1990-1996
============================================================================================
2.5 Mile Radius*    24,552    56,150    63,334    63,394        +8.62%          +2.03%
--------------------------------------------------------------------------------------------
5 Mile Radius*      77,334   147,548   165,194   163,112        +6.67%          +1.90%
--------------------------------------------------------------------------------------------
10 Mile Radius     175,041   304,539   335,409   331,933        +5.69%          +1.62%
============================================================================================
* Primary Market
============================================================================================
Source: Equifax National Decision Systems
============================================================================================

Households

      A household consists of all the people occupying a single housing unit. While individual members of a household purchase goods and services, these purchases actually reflect household needs and decisions. Thus, the household is a critical unit to be considered when reviewing market data and forming conclusions about the trade area as it impacts the retail center.

      National trends indicate that the number of households are increasing at a faster rate than the growth of the population. Several noticeable changes in the way households are being formed have caused the acceleration in this growth, specifically:

      o The population is living longer on average. This results in an increase of single and two person households.

      o The divorce rate increased dramatically during the 1980s, again resulting in an increase in single person households.

================================================================================


                                      -21-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

      o Many individuals have postponed marriage, also resulting in more single person households.

================================================================================
                          Household Data and Forecasts
================================================================================
                                                    Compound  Projected Compound
                                          Projected  Annual     Annual Change
Component         1980     1990     1996     2001    Change      1990-1996
                                                    1980-1990
================================================================================
2.5 Mile Radius*  8,073   20,043   23,565   24,184   +9.52%       +2.73%
--------------------------------------------------------------------------------
 5 Mile Radius*  25,541   51,190   59,218   60,293   +2.73%       +2.46%
--------------------------------------------------------------------------------
10 Mile Radius   57,290  105,043  120,555  122,438   +6.25%       +2.32%
================================================================================
*Primary Market
================================================================================
Source: Equifax National Decision Systems
================================================================================

      As shown, the Carmel Mountain Ranch area, along with the 5- and 10-mile trade areas experienced a significant amount of population and household growth between 1980 and 1990. The rate of growth, although still showing positive growth, has slowed over the six years given the impact of the past recession and affiliated slow rate of residential development. Given the increased buildout of the immediate area and lower rate of residential development planned over the near term with the 5- and 10-mile radii, the rate of growth over the short term ranges from nearly zero growth to 0.5 percent compounded annually.

Trade Area Income

      A significant statistic for retailers is the income potential of a trade area's population. Income levels, either on a per capita, per family or household basis, indicate the economic level of the residents of the market area and form an important component of this total analysis. More directly, average household income, when combined with the number of households, is a major determinant of an area's retail sales potential.

      Trade area income figures for the subject support the profile of a middle-upper income market. According to ENDS, average household income within the immediate primary trade area in 1996 was approximately $64,171 compared to $76,031 within the 5-mile radius. A comparison of the trade area's relative ranking is shown on the following chart. These estimates indicate a fairly affluent resident population within the subject's primary trade areas, significantly above the county average.

            =======================================================
                     Average Household Income Comparison
            =======================================================
                         Area                         Income
            =======================================================
                    2.5 Mile Radius *                 $64,171
            -------------------------------------------------------
                    5 Mile Radius *                   $76,031
            -------------------------------------------------------
                    10 Mile Radius                    $83,328
            -------------------------------------------------------
                 County of San Diego                  $53,622
            =======================================================
                 Source:  Equifax National Decision Systems
            =======================================================
                 *Primary Trade Area
            =======================================================

================================================================================


                                      -22-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

Market Overview

      Through our survey of the Carmel Mountain Ranch retail market, we found five centers within the primary trade area which compete with the subject

      The subject is situated in a growing residential area in the masterplanned community of Carmel Mountain Ranch. The majority of retail development is located in the western portion of the community near interstate 15 along Carmel Mountain Road. Over the past five to seven years, six neighborhood/community shopping centers were developed (including the subject). Vacancies in these centers ranged from zero to less than 1 percent. At the time of this valuation there were no vacancies within the subject property. Of these developments, the most prominent shopping center for this area is the subject property; it has the most gross leasable area and the greatest number of anchor tenants. The other five developments are highlighted below.

      o Carmel Mountain Ranch Town Center, a 175 000+/- square foot neighborhood center anchored by a Ralphs (subject) and Payless Drug;

      o Carmel Mountain Ranch Home Center, a 100,000+/- square foot neighborhood center anchored by a Home Depot;

      o Price Club Plaza, a 100,000+/- square foot neighborhood center anchored by a Price Club;

      o Gateway Plaza, a 100,00+/- square foot neighborhood center anchored by Good Guys and Discovery Zone;

      o Courtyard at Carmel Mountain Ranch, a 130,000+/- square foot neighborhood shopping center situated at the northeast corner of Carmel Mountain Road and Interstate 15. This center is anchored by Staples, Linen 'n Things, PetCo, Borders Books & Music and Daley's (restaurant).

      Similar to the subject, all of these centers have local and national retailers. The immediate area also has a number of strip retail centers that are predominantly occupied by local tenants.

New/Proposed Development

      Currently, there are no proposed retail projects planned for the subject's neighborhood or primary trade area. According to sources at the San Diego Planning Department, the subject's neighborhood is nearly fully built out with no available land zoned for commercial development.

Subject Sales Productivity

      The subject opened in the fourth quarter 1995. As such, sales history exists for several tenants. Provided below is a summary of reported sales for the subject's anchor or credit tenants.

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                                      -23-
                                                              CUSHMAN &
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

                                                          Retail Market Analysis
================================================================================

     =====================================================================
                           Carmel Mountain Plaza
                           1996 Sales Performance
     =====================================================================
             Tenant          GLA (SF)           Sales          Sales PSF
     =====================================================================
      Kmart                  107,870         $11,903,417         $110
     ---------------------------------------------------------------------
      Sportmart               40,672          $7,539,327         $185
     ---------------------------------------------------------------------
      Marshalls               28,760          $5,246,899         $182
     ---------------------------------------------------------------------
      Barnes & Noble          13,916          $3,438,617         $247
     ---------------------------------------------------------------------
      Pacific Theaters        34,561          $4,545,893         $131
     ---------------------------------------------------------------------
      Circuit City            30,973         $12,684,536         $409
     ---------------------------------------------------------------------
      Ross                    24,000          $4,377,624         $182
     ---------------------------------------------------------------------
      Michaels                22,969          $3,295,417         $143
     ---------------------------------------------------------------------
      Total/Avg.             303,719         $53,031,730         $175
     =====================================================================

      A complete summary of tenant sales is included in the Addenda. As shown, the top producers include Barnes & Noble and Circuit City, two specialty retailers. Overall, the average sales/SF among the anchor tenants equates to $175 per square foot in 1996. We were not provided with the average for all of the subject tenants.

Rental Rates

      Based upon our survey, rental rates for in-line space in the subject's market generally ranges from about $15.00 to $24.00 per square foot. For more directly competing power and community centers, lease rates range from $18.00 to $28.00 per square foot. As discussed, the smaller centers are considered to be less competitive with the subject which will have superior anchor stores that provide a better customer draw than the traditional community or neighborhood shopping center. In this sense, the subject will act similar to regional mall developments. From the data, with consideration given to the subject's market position and comparison to competing properties, we believe that projected pro-forma in-line shop rents at the subject are at the upper end of the market. This is considered appropriate given that the subject is the largest, most well-anchored center in Carmel Mountain Ranch.

Vacancy Rates

      The survey undertaken estimates an overall market vacancy rate of about
1.1 percent (mean) for all centers within the Carmel Mountain Ranch area. For centers which will compete most directly with the subject (large community centers), the average vacancy rate is less than 1 percent with only two centers reporting available units. Carmel Mountain Ranch Home Center reported one unit available measuring 3,200 square feet with Carmel Mountain Ranch Towne Center reporting three units available (4,835 SF total). These low vacancy rates support local brokers' opinions that there is very little space available in the well-located, better quality centers, especially large tenant suites.

Tenant Improvements/Rent Concessions

      For second generation space, typical tenant allowances range from $3.00 to $10.00 per square foot depending upon lease terms with one to two months free rent given in some cases for a three to five year lease for fixturization purposes.

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                                      -24-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

Lease Terms, Concessions and Commission Structure

      Our survey of market participants included a broad cross section of shopping center owner/developers and leasing agents. Typical lease terms in the San Diego County/Southern California area for local tenants vary from three to five years with larger regional and national tenants commanding longer terms of 10 to 25 years. Typically, retail leases are structured on a net basis with the tenant responsible for a full pro-rata share of taxes and operating expenses. Rental increases in the form of a CPI increase or a fixed step-up are usually sought but not always achieved. The strength of a particular property or location generally dictates the ability of a landlord to command rental increases.

      In addition to the minimum base rent, many retail tenants will contract to pay a percentage of their gross annual sales over a pre-established base amount as overage rent. It is most common for leases to have a natural breakpoint although many do have stipulated breakpoints. The average overage percentage for small space retail tenants is in a range of 5 to 8 percent. Anchor tenants typically have the lowest percentage clause with ranges of .5 to 3 percent being most common.

      Traditionally, it takes a number of years for a retail center to mature and gain acceptance before generating any sizable percentage income. As a center matures, the level of overage rents typically becomes a larger percentage of total revenue. It is a major ingredient protecting an investor against inflation.

      Similarly, concessions will vary considerably by property and tenant type. Anchor tenants are generally in a better negotiating position to extract concessions in the form of free rent or improvement allowances. However, if an anchor is strongly motivated to be in a particular market, it is not unusual for an owner to be able to maintain a firm bargaining position, yielding little or no concessions.

      In our view, the subject's location is considered to be very desirable. As such, we would be inclined to conclude that prospective tenants would expect little in the way of concessions if looking to do a deal for this site.

      Leasing commissions in the local retail market typically vary from 3 percent to 6 percent of the aggregate rent with commissions generally paid out up front. There are also certain variations to the commission structure that are commonly found. One typical structure is based on 6 percent of year 1, 5 percent of year 2, and 4 percent thereafter. A second structure involves a flat amount such as 5 to 6 percent of the aggregate rent (over the term of the lease) for new leases and 2.5 to 3 percent for renewal leases.

Conclusion

      We have analyzed the retail trade history and profile of the Carmel Mountain Ranch area and made reasonable assumptions as to the expected performance of the subject's trade area. Important points about the subject's study area and demographic and economic data specific to the trade area were presented. The trade area profile discussed encompassed a radius-based analysis that was established based upon a study of the competitive retail structure. Marketing information relating to these sectors was presented and analyzed in order to determine patterns of change and growth as it impacts the subject. The given data are useful in establishing

================================================================================


                                      -25-
                                                              CUSHMAN &
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                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

quantitative dimensions of the primary trade area, while our comments serve to provide qualitative insight into this market. A compilation of this data provides the basis for our projections and forecasts particular to the subject property. The following summarizes our key findings:

1. The subject is well located in a protected retail market area within a masterplanned community and is the dominant retail center in the Carmel Mountain Ranch community.

2. The subject is benefited by having a visible and accessible location in a major retail area in a growing masterplanned community. In addition, it is further enhanced by its proximity to Interstate 15, which increases its regional accessibility.

3. The local demographics appear to be healthy and provide the subject with a future strong demand for retail space. Briefly, the population within the primary trade area of a five-mile radius is 165,194 residents. This figure is forecasted to grow at a healthy rate over the near term. Income levels are above regional norms and household growth is projected to be strong.

4. The Carmel Mountain Ranch area has experienced tremendous growth over the past ten years. Continued development in the residential and retail sectors has contributed to the area's strong demand from residents and businesses. The low housing costs combined with the aesthetic appeal of the area have attracted residents which has in turn attracted local and regional retailers to take advantage of the growing trade area.

5. The subject improvements appear to be in excellent condition with no signs of deferred maintenance.

6. The subject is the largest and most prominent retail center in Carmel Mountain Ranch.

7. The subject is fully occupied. It appears to be well patronized within perhaps one of the fastest growing submarkets within the San Diego retail arena.

8. Future competition is limited given the lack of available land for development and a moratorium for further retail development within the Carmel Mountain Ranch area.

9.    Market rents are expected to increase over the short and long term.

10. Occupancy levels are extremely high and are expected to remain above 95 percent.

11. Despite the past recession, the retail market within Carmel Mountain Ranch has remained more resilient in relation to the majority of retail markets in the Southern California area. Currently, most brokers describe the local retail market conditions as healthy with continued growth anticipated throughout the remainder of the decade.

      Future market conditions appear favorable. Population growth and household formation in Carmel Mountain Ranch is expected to increase and provide continued growth in total retain sales. Income levels in the primary trade are well above average, leading to excellent retail sales per household in all categories of typical community shopping center stores. As a result, sale

================================================================================


                                      -26-
                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

volume levels are expected to grow at rates above those expected for the Carmel Mountain Ranch area as a whole. The retail centers with big box tenants (such as the subject) will benefit the most from the population growth. These trends indicate that the demand by retail tenants for the area will continue to be strong keeping vacancy rates to an absolute minimum and likely rental rate increases with fewer concessions.

      Overall, the subject property is well located for expected growth. It is located on a protected retail market area within a masterplanned community and it is the dominant retail center in Carmel Mountain Ranch. The local, as well as regional, retail market is expected to continue growing throughout the remainder of the decade. With the recovery of the overall economy combined with the strong attraction of residents and businesses to the subject's area, the subject's area is expected to remain a viable business location well into the future.

================================================================================


                                      -27-
                                                              CUSHMAN &
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

Location:                          Carmel Mountain Road at Rancho Carmel Drive,
                                   Community of Carmel Mountain Ranch, City of
                                   San Diego, San Diego County, California

Shape:                             Irregular

Site Area (owned):                 41.0+/- acres (1,785,960+/- square feet)

Frontage:                          West side of Carmel Mountain Road (5,000
                                   feet)
                                   South side of Rancho Carmel Drive (350 feet)

Topography/Terrain:                Relatively level

Street Improvements:               Carmel Mountain Road is an east-west,
                                   two-way, six lane arterial with a center median. Rancho Carmel Drive is a north-south, two-way, four-lane arterial. The streets are macadam paved with concrete curbing, sidewalks, street lighting and overhead utilities.

Soil Conditions:                   No study of soils was conducted as part of
                                   this appraisal and no opinion is rendered on sub-soil conditions. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property.

Utilities:                         The subject is adequately served by existing
                                   utility companies as highlighted below.

       Water:                      San Dieguito Water District
       Sewer:                      San Dieguito Water District
       Electricity:                Southern California Edison
       Gas:                        Southern California Gas
       Telephone:                  Pacific Bell

Access: Primary access is gained via Carmel Mountain Road and Rancho Carmel Drive. Ingress/egress is gained via curb-cut entrances along Carmel Mountain Road (5) and Rancho Carmel Drive
                                   (2).

================================================================================

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

                                [GRAPHIC OMITTED]

                      CARMEL MOUNTAIN PLAZA - San Diego, CA

                                                            Property Description
================================================================================

Land Use Restrictions:             For the original appraisal, we were provided
                                   with an A.L.T.A. title commitment from the Chicago Title Insurance Co. dated September
                                   14, 1995. The report cites various utility and reciprocal easement agreements which seem to be typical for such a land use. We do not know of any other easements, encroachments or restrictions that would adversely affect the site's use.

Flood Hazard:                      The subject property lies in Flood Zone C,
                                   according to National Flood Insurance Rate
                                   Map No.060295-0052, considered an area of minimal flooding. No flood insurance is required under this designation.

Wetlands:                          No wetlands study has been provided for this
                                   analysis. If a subsequent engineering survey reveals the presence of regulated wetlands, we reserve the right to amend this valuation.

Site Improvements:                 The subject site has been graded, paved and
                                   improved with all necessary underground and overhead utilities.

Hazardous Substances:              Please refer to our Assumptions and Limiting
                                   Conditions with an explanation as to our disclaimer regarding hazardous substances.

Comments:                          Overall, the size, topography and site
                                   configuration appear functionally adequate and conducive for retail utilization. The site is serviced by all public utilities and the curb appeal of site improvements is good.

Improvements Description

      The subject property consists of a 442,477 square foot portion of Carmel Mountain Plaza, a larger 532,129 community shopping center development (Mervyns, Texaco, Boston Market, and Chevy's Restaurant not included in subject property). Please refer to the site plan on the facing page for the location of the improvements on the subject tract.

General Description

      Type: Power/community center comprised of eight major anchor suites (excluding Mervyns), numerous in-line multi-tenant suites, five multi-tenant outparcel buildings, and seven freestanding single tenant outparcel buildings (excluding Boston Market, Texaco, and Chevy's).

================================================================================

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

                                                            Property Description
================================================================================

      Year Built:                  1993/94

      Size:

                                   ==========================================
                                   Kmart (ground lease)          107,870+/-SF
                                   ------------------------------------------
                                   Sportmart                      40,672+/-SF
                                   ------------------------------------------
                                   Circuit City                   30,973+/-SF
                                   ------------------------------------------
                                   Pacific Theaters               34,561+/-SF
                                   ------------------------------------------
                                   Marshalls                      28,760+/-SF
                                   ------------------------------------------
                                   Ross                           24,000+/-SF
                                   ------------------------------------------
                                   Michaels                       22,969+/-SF
                                   ------------------------------------------
                                   Blockbuster Music              14,000+/-SF
                                   ------------------------------------------
                                   Barnes & Noble                 13,916+/-SF
                                   ------------------------------------------
                                   Blockbuster Video               6,048+/-SF
                                   ==========================================
                                   Total Majors                  323,769+/-SF
                                   ==========================================
                                   Shop Space                    118,708+/-SF
                                   ==========================================
                                   Total                         442,477+/-SF
                                   ==========================================

      Developer:                   Homart Development Company

Construction Detail

      Foundations:                 Poured reinforced concrete.

      Framing:                     Structural steel frame, column and beam
                                   construction.

      Floors: Poured concrete slab on porous fill and vapor barrier.

     Exterior Walls:               Pink brick on concrete block.

     Roof Structure:               Wood frame for smaller buildings; steel deck
                                   for the anchor spaces.

     Storefronts:                  Safety glass with aluminum framing. Most
                                   store-fronts are uniform in appearance.

     Pedestrian Doors:             Safety glass in aluminum frame; mixture of
                                   manual and electrically operated tempered glass doors.

     Loading/Rear Service Doors:   In-line shops have flush type single metal
                                   doors at grade. Anchors have depressed
                                   drive-way loading docks with hollow metal overhead doors. Circuit City has a customer service area to accommodate installation services.

================================================================================

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                                                     ---------------------------

                                                            Property Description
================================================================================

Mechanical Detail

      Heating and Cooling:         HVAC is provided via individual roof-mounted
                                   heat pumps for which tenants are responsible for maintenance and operational costs. A standard distribution system of ducts, ceiling diffusers, grills, register, thermostats, etc. has been designed and constructed by landlord, based on open space and interior partitions.

      Plumbing:                    Water and sanitary sewer connections for each
                                   tenant suite (required for one lavatory and one water closet in restroom) are installed.
                                   Water and sewer usage is metered individually and billed to tenants by the local utility.

      Electrical Service:          Adequate commercial service is provided for
                                   each tenant space.

      Fire Protection:             The buildings are completely sprinklered in
                                   accordance with local regulations. Fire
                                   hydrants are provided throughout the
                                   property.

Interior Detail

      Layout and Design:           The center has been constructed in an
                                   elongated shape which has been designed to conform to the site. Kmart and Michaels anchor the north end of the center while
                                   Pacific Theaters, Sportmart, Circuit City, and Marshalls anchor the southern end.
                                   Mervyns, Ross, and Barnes & Noble are located toward the middle portion of the center.
                                   Fifteen outparcel buildings are located along the perimeter of the site with good to moderate exposure from Carmel Mountain Road.

                                   Interior finishes have been completed per specification of the current tenants. Anchor suites typically are built out with vinyl composite tile over concrete slab, painted drywall, recessed fluorescent light fixtures, and exposed ceiling deck with beams and joist exposed.

                                   Other tenants have suspended acoustical tile ceilings, painted drywall, recessed fluorescent lighting, 12 to 14 foot ceiling height, and various floor coverings, including carpet and ceramic tile.

================================================================================

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                                                     ---------------------------

                                                            Property Description
================================================================================

      Outparcels:                       Interior finishes to those outparcels
                                        owned by the subject are unique to the
                                        tenant. The restaurant units have
                                        specialized improvements including
                                        superior grade carpeting or ceramic
                                        tile, tile ceilings, incandescent and
                                        halogen light fixtures.

      Hazardous Substance:              Please refer to the Assumptions and
                                        Limiting Conditions (No. 10) for a more
                                        complete discussion of our disclaimer
                                        concerning hazardous substances.

Site Improvements
      On-Site Parking:                  3,000 spaces, or 6.8 spaces per 1,000 SF
                                        of owned building area.

                                        Parking areas are graded and surfaced
                                        with bituminous concrete paving suitable to local conditions. The lot is striped throughout.

      Landscaping:                      Extensive landscaping is located
                                        throughout the site primarily comprised
                                        of native plant species, including sable palm and other shrubbery and grass.

      Other: Parking lot lighting is provided with anodized aluminum high intensity lighting.

Comments:                               Overall, the site and building
                                        improvements appear to be well designed
                                        and configured for retail utilization.
                                        Site configuration appears well suited
                                        for vehicular movement and visibility.

                                        Analysis of the structural integrity of
                                        each building is beyond our expertise
                                        and best made by a professional
                                        engineer.

                                        Our review of the local environs reveals that there are no extraordinary external influences which negatively impact the value of the subject property.

================================================================================


                                      -32-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================
                       SUMMARY OF CURRENT TAX ASSESSMENTS
                            1996-1997 Fiscal Tax Year
                              Carmel Mountain Plaza
--------------------------------------------------------------------------------
                                  Assessed Value
                  ---------------------------------------------       Recorded
Assessor's ID No.      Land       Improvements         Total            Taxes*
--------------------------------------------------------------------------------
   313-730-19     $  2,350,000    $  3,210,000     $  5,560,000     $  55,220.00
   313-730-20     $    420,000    $    680,000     $  1,100,000     $   5,241.00
   313-730-21     $    276,552    $       -        $    276,552     $   2,980.00
   313-730-24     $    775,000    $    845,000     $  1,620,000     $   4,646.00
   313-730-25     $    600,000    $    730,000     $  1,330,000     $   8,144.00
   313-730-26     $    400,000    $    250,000     $    650,000     $   5,726.00
   313-730-27     $  4,566,237    $  5,889,208     $ 10,455,445     $ 109,172.00
   313-730-28     $    840,000    $  2,600,000     $  3,440,000     $  10,346.00
   313-730-29     $  1,660,000    $  5,940,000     $  7,600,000     $  30,601.00
   313-730-31     $  1,730,000    $  2,170,000     $  3,900,000     $  22,944.00
   313-730-32     $    550,000    $    330,000     $    880,000     $   7,383.00
   313-730-35     $    780,000    $    540,000     $  1,320,000     $  11,176.00
   313-731-10     $    510,000    $    880,000     $  1,390,000     $   8,501.00
   313-731-11     $    103,283    $    208,252     $    311,535     $   3,372.00
   313-731-12     $    238,424    $    247,597     $    486,021     $   5,073.00
   313-731-13     $  5,089,506    $  3,531,646     $  8,621,152     $  90,700.00
   313-731-14     $    775,000    $    995,000     $  1,770,000     $   8,716.00
   313-731-15     $  1,630,000    $  2,070,000     $  3,700,000     $  21,727.00
   313-731-16     $  1,150,000    $  3,600,000     $  4,750,000     $  20,855.00
   313-731-17     $    375,000    $    855,000     $  1,230,000     $   6,724.00
   313-731-18     $    780,000    $  2,260,000     $  3,040,000     $  13,672.00
                  ------------    ------------     ------------     ------------
                  $ 25,599,002    $ 37,831,703     $ 63,430,705     $ 452,919.00

Current Tax Rate                                     1.0207200%
Total Base Taxes                                   $647,449.89
================================================================================

* The recorded taxes are assumed innacurate based on the published tax rate

                                             REAL PROPERTY TAXES AND ASSESSMENTS
================================================================================

      The subject property is currently assessed by San Diego County, whose tax year runs on a fiscal year basis. In the State of California, assessed property values may increase only 2 percent per year, with few exceptions. Events such as transfer of ownership, or significant new construction will trigger a reassessment of the property. The County Assessor usually accepts the sales price or cost of the improvements in calculating assessed value. Assessed values are usually poor indicators of actual value, and are useful only to estimate effective tax rates.

      The 1996/1997 fiscal year is the most recent year for which the county has published assessed valuation and property tax information. We utilized public to acquire the provided tax information. The assessed value and taxes for the subject property are shown on the facing page. As shown, the recorded taxes are assumed inaccurate given that the total taxes are significantly less than the base taxes required in accordance with the published tax rate.

      For the purposes of our analysis, we have utilized the tax figure included in the 1997 budget assuming this estimate takes into account special assessments over and above the base taxes per the published tax rate. We have estimated taxes for the subject property at $875,447. This estimate is projected to grow at 2 percent per year.

================================================================================


                                      -33-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                          ZONING
================================================================================

      The subject property is zoned NC, Neighborhood Commercial, by the City of San Diego. The subject's NC zoning is superseded by a PCD Permit which stands for Planned Commercial Development. The PCD Permit (with amendments) allows commercial development only in accordance with the requirements contained in the PCD permit. The requirements include development of commercial retail structures including retail shops, restaurants, two anchor tenants, and parking/landscaped area. The permit outlines specific site improvements, architectural design, traffic control, and parking requirements for the development. According to the San Diego City Planner, any deviation for the development outlined in the PCD will likely require an amendment to the PCD. Depending on the nature of the proposed change, a new PCD could be required

      The subject property is considered to be in conformance with the requirements of the PCD Permit, and is assumed to be in conformance with all government regulations.

      We know of no deed restrictions, private or public, that further limit the subject property's use. The research required to determine whether or not such restrictions exist, however, is beyond the scope of this appraisal assignment. Deed restrictions are a legal matter and only a title examination by an attorney or title company can usually uncover such restrictive covenants. Thus, we recommend a title search to determine if any such restrictions do exist.

================================================================================


                                      -34-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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

                                                            HIGHEST AND BEST USE
================================================================================

Highest and Best Use of Site As Though Vacant

      According to the Dictionary of Real Estate Appraisal, Third Edition
(1993), a publication of the Appraisal Institute, the highest and best use of the site as though vacant is defined as:

      Among all reasonable, alternative uses, the use that yields the highest present land value, after payments are made for labor, capital, and coordination. The use of a property based on the assumption that the parcel of land is vacant or can be made vacant by demolishing any improvements.

      We have evaluated the site's highest and best use improved and as if vacant. In both cases the highest and best use must meet four criteria. The use must be (1) physically possible, (2) legally permissible, (3) financially feasible, and (4) maximally productive. Because the site is improved with improvements that generate an important return, the focus of the highest and best use is on the site as improved.

      Highest and Best Use of Property as Improved

            Physical Factors

      The first constraint imposed on the possible use of the site is dictated by the physical aspects of the parcel itself. As noted in our "Property Description" section of the report, the site is of sufficient size to accommodate the improvements by virtue of the use and access from Carmel Mountain Road and Rancho Carmel Drive. It is essentially level and has all necessary utilities available. The site has good visibility and accessibility. Its location on a principal arterial strongly supports its regional accessibility. The improvements have been designed as a viable community shopping complex. The anchor alignment is unique to the market and serves to extend its draw beyond the immediate neighborhood. The layout and design are adequate for its use as a shopping center. Finally, compatibility with existing neighboring uses is also an important consideration. In the case of the subject, Carmel Mountain Plaza is uniquely positioned in a masterplanned community with restrictions on future retail development. It is well positioned to service both the resident and visitor population. With all of this in mind, we are of the opinion that the current use of the site is physically possible.

      Legal Factors

      Legal restrictions, as they apply to the subject property, are the public restrictions of zoning. To the best of our knowledge, the property complies with all of the zoning requirements under the NC and PCD classifications. As noted, there are no further restrictions which are known to adversely affect the utilization of the site. Finally, it is recognized that the property has been in continuous operation as a retail use since late-1993. As such, the existing leases and REAs which are in place dictate a retail use for the property.

================================================================================


                                      -35-
                                                             CUSHMAN &
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

                                                            Highest and Best Use
================================================================================

      Financial Feasibility/Maximum Productivity

      After analyzing the physically possible and legally permissible aspects of the property, the highest and best use must be considered in light of financial feasibility and maximum productivity. For a potential use to be seriously considered, it must have the potential to provide a sufficient return to attract investment capital over alternative forms of investment. A positive net income or acceptable rate of return would indicate that a use is financially feasible.

      As discussed in the "Neighborhood and Retail Market Analysis" sections of this report, the subject is an important shopping destination for a substantial trade area that includes in excess of 165,000 people in its primary market. In the "Income Approach" to the valuation of the subject property, we have provided a detailed analysis of the subject's revenue producing ability as a shopping center. These projections have relied upon certain market based assumptions that, in our opinion, closely mirror the subject's position in the marketplace. Consideration has been given to competitive properties in the surrounding market and their potential effects on the subject property. Accordingly, we find that the property, under the concept of continued use, will produce a sufficient income stream to an investor. An alternative use would not be economically justifiable and, as a result, fail the test of financial feasibility and maximum productivity. In our opinion, no other use of the site would provide as great a return. Therefore, we have concluded that the highest and best use of the site as improved is for retail utilization as a shopping center.

      As Vacant

      Physical Factors

      The subject parcel is large enough to accommodate a variety of uses, including office, retail, hotel and residential. The subject's highway and freeway access greatly enhance its appeal for a use that relies upon the ability of patrons to be afforded quick and easy access. This is particularly true for a destination retail property which, by necessity, must attract consumers from points beyond its immediate neighborhood. As articulated, Carmel Mountain Road is the principal commercial arterial within Carmel Mountain Ranch and is characterized by fast food restaurants, shopping centers and service-oriented retail buildings. Accordingly, we would find that a retail use of the site would be the most compatible with the environs. Overall, we view the site as being free of any physical limiting conditions that may restrict its development and as such, a large scale commercial project would be a potential use for the site as if vacant.

      Legal Factors

      The second test concerns permitted uses. Legal restrictions, as they apply to the subject are public restrictions of zoning. The NC designation is designed primarily for commercial utilization. The requirements of this zone and the PCD permit are very site specific and governed by review procedures of the City of San Diego. Based on the site's size and layout, with consideration given to parking constraints, a retail building of similar size to the existing improvements may be a permitted use. Due to the site's frontage and proximity to other commercial uses, we believe that retail uses would be a legally conforming use for the site.

================================================================================


                                      -36-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                            Highest and Best Use
================================================================================

      Financial Feasibility/Maximum Productivity

      After determining those uses which are physically possible and legally permissible, the remaining uses must be analyzed in light of their financial feasibility. As indicated in the "Regional", "Neighborhood" and "Retail Market Analysis" sections of this report, the Carmel Mountain Ranch area is characterized by economic conditions that have been favorable over the past several years. This self contained retail market has not been as negatively affected by the over-building and concessions which have plagued other commercial markets. In addition, we see no significant changes in the local demographics which might threaten the economic viability of the subject site.

      The last test of highest and best use is that of maximum productivity. While this implies a quantitative analysis, it is often most qualitative and sensitive to community, social, political, and governmental standards. In this case, the site is located in a centralized region of a growing masterplanned community that is developing into an expansive commercial/retail hub with substantial residential activity surrounding the property. Existing neighborhood uses further complement the site. The subject's size, location and proximity to regional road networks and residential nodes, lead us to the conclusion that the Highest and Best Use for the subject property, as if vacant, would be for a new shopping center.

================================================================================


                                      -37-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               VALUATION PROCESS
================================================================================

      Appraisers typically use three approaches in valuing real property: The Cost Approach, the Income Approach and the Sales Comparison Approach. The type and age of the property and the quantity and quality of data effect the applicability in a specific appraisal situation.

      The Cost Approach renders an estimate of value based upon the price of obtaining a site and constructing improvements, both with equal desirability and utility as the subject property. Historically, investors have not emphasized cost analysis in purchasing investment grade properties such as power and large community centers. The estimation of obsolescence for functional and economic conditions as well as depreciation on improvements makes this approach sometime problematic. Furthermore, the Cost Approach fails to fully consider the value of anchor store commitments and the difficulty of site assemblages for such properties. As such, the Cost Approach will not be employed in this analysis due to the fact that the marketplace does not rigidly trade leased shopping centers on a cost/value basis.

      The Sales Comparison Approach is based on an estimate of value derived from the comparison of similar type properties which have recently been sold. Through an analysis of these sales, efforts are made to discern the actions of buyers and sellers active in the marketplace, as well as establish relative unit values upon which to base comparisons with regard to the subject. This approach has a direct application to the subject property. Furthermore, this approach has been used to develop investment indices and parameters from which to judge the reasonableness of our principal approach, the Income Approach.

      By definition, the subject property is considered an income/investment property. Properties of this type are historically bought and sold on the ability to produce economic benefits, typically in the form of a yield to the purchaser on investment capital. Therefore, the analysis of income capabilities are particularly germane to this property since a prudent and knowledgeable investor would follow this procedure in analyzing its investment qualities. Therefore, the Income Approach has been emphasized as our primary methodology for this valuation. This valuation concludes with a final estimate of the subject's market value based upon the total analysis as presented herein.

================================================================================


                                      -38-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       SALES COMPARISON APPROACH
================================================================================

Methodology

      The Sales Comparison Approach provides an estimate of value by comparing recent sales of similar properties in the surrounding or competing area to the subject property. Inherent in this approach is the principle of substitution, which holds that "when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming that no costly delay is encountered in making the substitution."

      By analyzing sales that qualify as arms-length transactions between willing, knowledgeable buyers and sellers, we can identify market value and price trends. Comparability in physical, locational and economic characteristics are an important criteria when comparing the sales to the subject property. The basic steps involved in the application of this approach are as follows:

      1. research recent, relevant property sales and current offerings throughout the competitive marketplace;

      2. Select and analyze properties considered most similar to the subject, giving consideration to the time of sale, any change in economic conditions which may have occurred since the date of sale, and other physical, functional, or locational factors;

      3. Reduce the sales price to a common unit of comparison, such as price per square foot of gross leasable area that is to be sold;

      4. Make appropriate adjustments between the comparable properties and the property appraised;

      5. Identify sales which include favorable financing and calculate the cash equivalent price;

      6. Interpret the adjusted sales data and draw a logical value conclusion.

      The most widely-used and market-oriented unit of comparison for properties such as the subject is the sale price per square foot of gross leasable area
(GLA) purchased and the overall capitalization rate extracted from an analysis of the sale.

      The charts of the following pages presents an overview of the improved property sales used in this analysis.

================================================================================


                                      -39-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

====================================================================================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
====================================================================================================================================

Sale                                       Sale         Yr Built/                      Site Area       Site      GLA         Anchor
No.      Name/Location                     Date         Condition      Sale Price      (Sq. Ft.)     Coverage    Sold         GLA
====================================================================================================================================
 1    Manhattan Village S.C.              Pending         1981         $76,200,000    1,643,083       23.0%     377,965      153,355
      NEC/Sepulveda Blvd. & Marina        Jul-97          Good
      Los Angeles County,
      Manhattan Beach, California
------------------------------------------------------------------------------------------------------------------------------------
 2    International Drive Value Ctr.      Pending         1995         $20,877,000      984,456       18.9%     186,081      148,274
      International Drive & Touch One     Jun-97        Excellent
      Orange County                      Agreement
      Orlando, Florida                    Mar-97
------------------------------------------------------------------------------------------------------------------------------------
 3    280 Metro Center                    Jun-97          N/A          $39,174,000           --          --     213,603       87,813
      Metro Center                                        Good
      San Mateo County,
      Colma, California
------------------------------------------------------------------------------------------------------------------------------------
 4    Smoketown Station                   May-97          1994         $46,500,000    2,350,062       20.0%     469,392      211,226
      Prince William Pkwy & Worth                         Good
      Prince William County,
      Woodbridge, Virginia
------------------------------------------------------------------------------------------------------------------------------------
 5    Fremont Hub Shopping Ctr.           Apr-97        1962/94        $45,000,000    1,229,699       40.0%     492,263      274,461
      Fremont Blvd. & Monry Ave.                          Good
      Alameda County,
      Fremont, California
------------------------------------------------------------------------------------------------------------------------------------
 6    LaJolla Village                     Mar-97        1979/94        $73,500,000           --          --     418,356           --
      LaJolla, California                                 Good


------------------------------------------------------------------------------------------------------------------------------------
 7    Gateway Plaza Shopping Ctr.         Mar-97          1990         $22,000,000    1,817,759       18.5%     336,670      102,220
      SEQ/I-880 & Highway 37                              Good
      Solano County,
      Vallejo, California
------------------------------------------------------------------------------------------------------------------------------------
 8    Aboretum Crossing (Phs. I)          Pending         1996         $24,000,000      784,000       23.3%     183,000      154,000
      U.S. Highway 183 &                  Jan-97        Excellent
      N. Mopac Blvd.
      Austin, Texas
------------------------------------------------------------------------------------------------------------------------------------
 9    Carrollton Crossroads               Jan-97          1987         $18,100,000           --          --     303,805      234,453
      US Hwy. 27 & Hwy. 166                               Good
      Carrollton, Georgia

------------------------------------------------------------------------------------------------------------------------------------
10    Westminster Center                  Dec-96          1991         $51,750,000    1,829,520       20.0%     365,699           --
      Golden West Ave. & Westminster                      Good
      Orange County,
      Westminster, California
------------------------------------------------------------------------------------------------------------------------------------
11    Jantzen Beach Supercenter           Dec-96        1972/96        $76,500,000    2,938,558       26.8%     788,826      663,404
      N. Jantzen Dr & N. Center Ave                       Good
      Portland, Oregon

------------------------------------------------------------------------------------------------------------------------------------
12    Lawrenceville Market Center         Nov-96          1995         $34,600,000           --          --     499,129      459,209
      Ga. 316 & GA. 120                                 Excellent
      Lawrenceville, Georgia

------------------------------------------------------------------------------------------------------------------------------------
13    Centennial Plaza                    Nov-96          1992         $16,700,000      862,000       27.1%     234,000      199,000
      N.W. 59 & May Avenue                                Good
      Oklahoma City, Oklahoma

------------------------------------------------------------------------------------------------------------------------------------


======================================================================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
======================================================================================================================
                                           Anchor        Sale
Sale                                       GLA as       Price/         NOI/
No.      Name/Location                   % of Total     Sq. Ft.       Sq. Ft.       OAR      Anchor Tenants
======================================================================================================================
 1    Manhattan Village S.C.               40.6%       $201.61        $15.87        7.87%    Ralph's, Sav-On,
      NEC/Sepulveda Blvd. & Marina                                                           Mann Theaters,
      Los Angeles County,                                                                    Macy's Mens
      Manhattan Beach, California
----------------------------------------------------------------------------------------------------------------------
 2    International Drive Value Ctr.       79.7%       $112.19        $11.21        9.99%    Bed Bath & Beyond,
      International Drive & Touch One                                                        Ross, Old Navy, T.J.
      Orange County                                                                          Maxx, Books-A-Million,
      Orlando, Florida                                                                       Shoe Carnival
----------------------------------------------------------------------------------------------------------------------
 3    280 Metro Center                     41.1%       $183.40        $15.50        8.45%    Marshalls, Nordstrom
      Metro Center                                                                           Rack, Kids R Us, Old
      San Mateo County,                                                                      Navy, Barnes & Noble
      Colma, California
----------------------------------------------------------------------------------------------------------------------
 4    Smoketown Station                    45.0%        $99.06        $10.13       10.23%    Lowe's Home Center,
      Prince William Pkwy & Worth                                                            Shoppers Food Whse,
      Prince William County,                                                                 Best Buy
      Woodbridge, Virginia
----------------------------------------------------------------------------------------------------------------------
 5    Fremont Hub Shopping Ctr.            55.8%        $91.41         $8.00        8.75%    Safeway, Ross, Longs
      Fremont Blvd. & Monry Ave.                                                             Drug, Old Navy,
      Alameda County,                                                                        OfficeMax,
      Fremont, California                                                                    Tower Records
----------------------------------------------------------------------------------------------------------------------
 6    LaJolla Village                         --       $175.69        $15.81        9.00%    Smith's Food King,
      LaJolla, California                                                                    AMC Theaters, Ross,
                                                                                             Marshalls, Super Crown

----------------------------------------------------------------------------------------------------------------------
 7    Gateway Plaza Shopping Ctr.          30.4%        $65.35         $6.02        9.21%    OfficeMax, Ross, PetCo,
      SEQ/I-880 & Highway 37                                                                 Vacant HomeBase,
      Solano County,                                                                         Service Mer'dise
      Vallejo, California                                                                    (gr.lease)
----------------------------------------------------------------------------------------------------------------------
 8    Aboretum Crossing (Phs. I)           84.2%       $131.15        $13.70       10.45%    Circuit City, Cost Plus,
      U.S. Highway 183 &                                                                     Baby Superstore, Design
      N. Mopac Blvd.                                                                         Shoe Whse, Just For
      Austin, Texas                                                                          Feet, Mikasa
----------------------------------------------------------------------------------------------------------------------
 9    Carrollton Crossroads                77.2%        $59.58         $6.43       10.80%    Wal-Mart, Goody's,
      US Hwy. 27 & Hwy. 166                                                                  JCPenney, Kroger
      Carrollton, Georgia

----------------------------------------------------------------------------------------------------------------------
10    Westminster Center                      --       $141.51        $11.76        8.31%    Home Depot, Edwards
      Golden West Ave. & Westminster                                                         Cinema, Lucky Super-
      Orange County,                                                                         market, Thrifty Drug
      Westminster, California
----------------------------------------------------------------------------------------------------------------------
11    Jantzen Beach Supercenter            84.1%        $96.98         $8.87        9.15%    Kmart,HomeDepot,Toys
      N. Jantzen Dr & N. Center Ave                                                          RUs,REI,Ross,Comp.
      Portland, Oregon                                                                       City,Copelands,Linens,
                                                                                             OldNavy, Barnes&Noble
----------------------------------------------------------------------------------------------------------------------
12    Lawrenceville Market Center          92.0%        $69.32         $6.59        9.50%    Target*, Home Depot*,
      Ga. 316 & GA. 120                                                                      AMC, Goody's, Linens N
      Lawrenceville, Georgia                                                                 Things, Marshalls, MJ
                                                                                             Design, PetsMart
----------------------------------------------------------------------------------------------------------------------
13    Centennial Plaza                     85.0%        $71.37         $7.49       10.50%    Home Depot, Best Buy,
      N.W. 59 & May Avenue                                                                   Home Place
      Oklahoma City, Oklahoma

----------------------------------------------------------------------------------------------------------------------


===============================================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
===============================================================================================

Sale                                      Occupancy
No.      Name/Location                     At Sale             Comments
===============================================================================================
 1    Manhattan Village S.C.                 93.3%
      NEC/Sepulveda Blvd. & Marina
      Los Angeles County,
      Manhattan Beach, California
-----------------------------------------------------------------------------------------------
 2    International Drive Value Ctr.        100.0%    New power-oriented center in tourist
      International Drive & Touch One                 area. Incl. $650,000 outpad site. Anchor
      Orange County                                   rents $10/sf; in-line $15/sf. IRR appx.
      Orlando, Florida                                11.0%; term. cap 10.0%.
-----------------------------------------------------------------------------------------------
 3    280 Metro Center                       99.0%    351,632sf ctr. known as the country's
      Metro Center                                    first "power" ctr. IRR appx. 10.76% w/
      San Mateo County,                               term.cap. of 9.5%. UACinema, vacant
      Colma, California                               Home Depot, & NYFabric not incl.
-----------------------------------------------------------------------------------------------
 4    Smoketown Station                      95.0%    Ctr. abuts Potomac Mills Mall in retail
      Prince William Pkwy & Worth                     hub for county. Anchor rents $8.40/sf; in-
      Prince William County,                          line $14-$19/sf. Other majors incl.
      Woodbridge, Virginia                            KidsRUs, PetSmart, SuperCrown.
-----------------------------------------------------------------------------------------------
 5    Fremont Hub Shopping Ctr.                 --    661,140sf ctr. originally constructed as
      Fremont Blvd. & Monry Ave.                      regional ctr. Converted b/w '92-'94.
      Alameda County,                                 Anchors not incl. in GLA sold are Mont-
      Fremont, California                             gomery Ward & Home Express.
-----------------------------------------------------------------------------------------------
 6    LaJolla Village                           --    Solus to Prudential.
      LaJolla, California


-----------------------------------------------------------------------------------------------
 7    Gateway Plaza Shopping Ctr.            90.1%    Sale of ctr. w/3 future pad sites to
      SEQ/I-880 & Highway 37                          accomodate 25,600sf additional. Anchors
      Solano County,                                  not incl. ToysRUs, Costco, SaveMart,
      Vallejo, California                             Longs, Cinedome, HomeDepot.
-----------------------------------------------------------------------------------------------
 8    Aboretum Crossing (Phs. I)             98.0%    Presale of promotional center. Sale
      U.S. Highway 183 &                              expected to close by Jan. 31, 1997.
      N. Mopac Blvd.                                  REIT purchase based on direct cap.
      Austin, Texas
-----------------------------------------------------------------------------------------------
 9    Carrollton Crossroads                  98.5%    Located 32 miles west of downtown
      US Hwy. 27 & Hwy. 166                           Atlanta. Renovated in 1993. Within 10-
      Carrollton, Georgia                             mile radius - 20,162 households,
                                                      $41,800 avg. household income.
-----------------------------------------------------------------------------------------------
10    Westminster Center                     93.0%    Ctr. reportedly developed at cost of $45
      Golden West Ave. & Westminster                  million by IDM Corp. Avg. lease rate for
      Orange County,                                  in-line space $15-$27/sf.
      Westminster, California
-----------------------------------------------------------------------------------------------
11    Jantzen Beach Supercenter              97.0%    Redevelopment of a failed mall. Mont-
      N. Jantzen Dr & N. Center Ave                   gomery Ward & Kmart anchor enclosed
      Portland, Oregon                                mall of 87,500 square feet. Montgomery
                                                      Ward on ground lease.
-----------------------------------------------------------------------------------------------
12    Lawrenceville Market Center           100.0%    Cash acquisition by Equitable Real
      Ga. 316 & GA. 120                               Estate Investment Management.
      Lawrenceville, Georgia                          * Ground Lease

-----------------------------------------------------------------------------------------------
13    Centennial Plaza                       93.0%    Buyer uses direct cap only for under-
      N.W. 59 & May Avenue                            writing. Terms included assumption of
      Oklahoma City, Oklahoma                         $11.8 million existing loan at 9.0%-
                                                      9.25% interest. REIT buyer.
-----------------------------------------------------------------------------------------------


                                                                          Page 1

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

====================================================================================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
====================================================================================================================================

Sale                                       Sale         Yr Built/                      Site Area       Site      GLA         Anchor
No.      Name/Location                     Date         Condition      Sale Price      (Sq. Ft.)     Coverage    Sold         GLA
====================================================================================================================================
14    Prestonwood Village                 Sep-96          1980         $14,660,000      701,752       27.1%     190,131      123,454
      5305 Arapaho Road                                   Good
      Dallas County,
      Dallas, Texas
------------------------------------------------------------------------------------------------------------------------------------
15    The Village at University Place     Aug-96         1995-97       $33,400,000    1,633,500       20.5%     334,500      140,200
      I-85 @ W.T. Harris Blvd.                          Excellent
      Charlotte, North Carolina
------------------------------------------------------------------------------------------------------------------------------------
16    Miller Square Plaza                 Aug-96       1980/83/90      $12,240,000    1,040,648       15.1%     156,670       68,384
      13898 SW 56th Street                              Fair-Good
      Dade County,
      Kendall, Miami, Florida
------------------------------------------------------------------------------------------------------------------------------------
17    Towneast Center & Plaza             Jul-96          1992         $12,700,000      653,000       32.2%     210,000      149,760
      Mesquite,                                           Good
      Dallas County, Texas
------------------------------------------------------------------------------------------------------------------------------------
18    Preston Shepard Place               Jul-96          1995         $46,800,000    1,359,072       26.7%     363,256      265,837
      SWC/Preston & Park Blvd.                          Excellent
      Colling County,
      Plano, Texas
------------------------------------------------------------------------------------------------------------------------------------
19    Casa Linda                          Jun-96        1950/86        $33,769,000    1,128,640       28.9%     326,116           --
      Garland Rd. & Buckner Blvd.                         Good
      Dallas County,
      Dallas, Texas
------------------------------------------------------------------------------------------------------------------------------------
20    Greenbriar Towne Center             May-96          1970         $58,500,000    1,290,683       26.8%     345,286      104,244
      Lee Jackson Hwy. & Majestic Ln.                     Good
      Fairfax County,
      Chantilly, Virginia
------------------------------------------------------------------------------------------------------------------------------------
21    White Turkey Plaza                  Mar-96       1972/82/93      $14,375,000      737,906       20.0%     147,396      122,052
      NEC/Federal & Candlewood Lake                       Good
      Fairfield County,
      Brookfield, Connecticut
------------------------------------------------------------------------------------------------------------------------------------
22    Kmart Center                        Feb-96         1994/95       $23,134,700    1,224,036       22.6%     276,500      140,221
      10501 Pines Boulevard                             Good-Excl.
      Broward County,
      Pembroake Pines, Florida
------------------------------------------------------------------------------------------------------------------------------------
23    Villa Marina Marketplace            Jan-96         1976/91       $80,000,000    1,000,573       45.9%     459,703      218,929
      Mexella & Lincoln Blvd.,                            Good
      Marina Freeway
      Marina Del Rey, California
------------------------------------------------------------------------------------------------------------------------------------
24    Town Fair Shopping Center           Jan-96          1989         $15,950,000    9,439,450        2.5%     235,892           --
      1915 Hurstbourne Parkway                            Good
      Jefferson County
      Louisville, Kentucky
------------------------------------------------------------------------------------------------------------------------------------
25    Scottsdale Fiesta                   Dec-95        1995/96        $46,000,000           --          --     491,000      440,000
      S/E/C Shea Blvd. &                                Excellent
      Pina Co. Road
      Scottsdale, Arizona
------------------------------------------------------------------------------------------------------------------------------------
26    Baybrook Square                     Dec-95          1983         $24,835,000    1,104,246       28.7%     317,197      190,318
      ES/I-45 & at Bay Blvd.                              Good
      Houston
      Webster, Texas
------------------------------------------------------------------------------------------------------------------------------------


====================================================================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
====================================================================================================================
                                           Anchor        Sale
Sale                                       GLA as       Price/         NOI/
No.      Name/Location                   % of Total     Sq. Ft.       Sq. Ft.       OAR      Anchor Tenants
====================================================================================================================
14    Prestonwood Village                  64.9%        $77.10         $9.27       12.02%    Best Buy, ToysRUs,
      5305 Arapaho Road                                                                      KidsRUs, Drug
      Dallas County,                                                                         Emporium
      Dallas, Texas
--------------------------------------------------------------------------------------------------------------------
15    The Village at University Place      41.9%        $99.85         $9.84        9.85%    Best Buy, Office Depot,
      I-85 @ W.T. Harris Blvd.                                                               TJ Maxx, Rhodes
      Charlotte, North Carolina                                                              Furniture
--------------------------------------------------------------------------------------------------------------------
16    Miller Square Plaza                  43.6%        $78.13         $7.81      10.00%     Publix
      13898 SW 56th Street                                                                   Eckerd Drug
      Dade County,                                                                           Theater (gr. lease)
      Kendall, Miami, Florida                                                                J. Byrons (not owned)
--------------------------------------------------------------------------------------------------------------------
17    Towneast Center & Plaza              71.3%        $60.48         $6.65       11.00%    Best Buy, Sears Home
      Mesquite,                                                                              Life, PetsMart, Home
      Dallas County, Texas                                                                   Depot*
--------------------------------------------------------------------------------------------------------------------
18    Preston Shepard Place                73.2%       $128.83        $12.11        9.40%    Marshalls, Steinmart,
      SWC/Preston & Park Blvd.                                                               Office Depot, Baby
      Colling County,                                                                        Superstore, MJ Des.,
      Plano, Texas                                                                           Borders, HomePlace
--------------------------------------------------------------------------------------------------------------------
19    Casa Linda                              --       $103.55         $9.84        9.50%    Albertsons, Blockbuster
      Garland Rd. & Buckner Blvd.                                                            Music, Ambers Crafts
      Dallas County,
      Dallas, Texas
--------------------------------------------------------------------------------------------------------------------
20    Greenbriar Towne Center              30.2%       $169.42        $14.94        8.82%    CVS, LinensNThings,
      Lee Jackson Hwy. & Majestic Ln.                                                        Marshalls, Ross, Total
      Fairfax County,                                                                        Beverage, Giant Food
      Chantilly, Virginia
--------------------------------------------------------------------------------------------------------------------
21    White Turkey Plaza                   82.8%        $97.53         $9.00        9.22%    OfficeMax, The Wiz,
      NEC/Federal & Candlewood Lake                                                          Waldbaums, T.J.Maxx
      Fairfield County,
      Brookfield, Connecticut
--------------------------------------------------------------------------------------------------------------------
22    Kmart Center                         50.7%        $83.67         $7.93        9.48%    Kmart
      10501 Pines Boulevard                                                                  Food Lion
      Broward County,
      Pembroake Pines, Florida
--------------------------------------------------------------------------------------------------------------------
23    Villa Marina Marketplace             47.6%       $174.03        $18.43       10.59%    Vons, Sav-On,
      Mexella & Lincoln Blvd.,                                                               UA Theatres, Sport
      Marina Freeway                                                                         Chalet, Cineplex
      Marina Del Rey, California                                                             Odeon, Gelson's
--------------------------------------------------------------------------------------------------------------------
24    Town Fair Shopping Center               --        $67.62         $6.49        9.60%    Wal-Mart
      1915 Hurstbourne Parkway                                                               Staples
      Jefferson County                                                                       Michael's
      Louisville, Kentucky                                                                   Fashion Bug
--------------------------------------------------------------------------------------------------------------------
25    Scottsdale Fiesta                    89.6%        $93.69         $9.37       10.00%    HomeBase, Kmart,
      S/E/C Shea Blvd. &                                                                     OfficeMax, Smith's,
      Pina Co. Road                                                                          Barnes&Noble, Comp
      Scottsdale, Arizona                                                                    USA, Linens, PetSmart
--------------------------------------------------------------------------------------------------------------------
26    Baybrook Square                      60.0%        $78.30         $7.24        9.25%    Target
      ES/I-45 & at Bay Blvd.                                                                 Service Merchandise
      Houston                                                                                Palais Royal
      Webster, Texas
--------------------------------------------------------------------------------------------------------------------


=============================================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
=============================================================================================

Sale                                    Occupancy
No.      Name/Location                   At Sale             Comments
=============================================================================================
14    Prestonwood Village                  97.0%    Ctr. purchased at high cap due to some
      5305 Arapaho Road                             rents being above mkt., flat income
      Dallas County,                                stream, & 13,770sf of 2nd story space.
      Dallas, Texas
---------------------------------------------------------------------------------------------
15    The Village at University Place     100.0%    Other anchors at center are Wal-Mart
      I-85 @ W.T. Harris Blvd.                      and Sam's Club. This is a pre-sale of
      Charlotte, North Carolina                     new center developed by Hawn.
---------------------------------------------------------------------------------------------
16    Miller Square Plaza                  92.0%    Community center; block & stucco. Fair-
      13898 SW 56th Street                          avg exposure. Anchor rents appx. $7-
      Dade County,                                  $9/sf; in-line shops $12-$19/sf.
      Kendall, Miami, Florida
---------------------------------------------------------------------------------------------
17    Towneast Center & Plaza             100.0%    REIT buyer using direct cap only.
      Mesquite,
      Dallas County, Texas                          * Home Depot is tenant owned.
---------------------------------------------------------------------------------------------
18    Preston Shepard Place               100.0%    New ctr. in affluenct area. Traffic counts
      SWC/Preston & Park Blvd.                      >37,000 & 45,000/day. Buyer used
      Colling County,                               10.5% IRR & 9.25% terminal cap in
      Plano, Texas                                  analysis. Avg. rent = $15.73/sf.
---------------------------------------------------------------------------------------------
19    Casa Linda                           84.0%    Older section of eastern Dallas. Good
      Garland Rd. & Buckner Blvd.                   condition at sale. Sale based on existing
      Dallas County,                                income.
      Dallas, Texas
---------------------------------------------------------------------------------------------
20    Greenbriar Towne Center              84.0%    Part of bulk property purchase; price
      Lee Jackson Hwy. & Majestic Ln.               allocated & adjusted for assumption of
      Fairfax County,                               existing debt at above mkt. inter. rate.
      Chantilly, Virginia                           NOI proj. in '97 results in 9.2% OAR.
---------------------------------------------------------------------------------------------
21    White Turkey Plaza                   99.0%    Property does not have anchor > 50,000
      NEC/Federal & Candlewood Lake                 sf but has good juniors. In-line rents are
      Fairfield County,                             $9-$18/sf; Wiz & OfficeMax $13.50/sf;
      Brookfield, Connecticut                       TJMaxx & Wald. below market.
---------------------------------------------------------------------------------------------
22    Kmart Center                         97.0%    Community center; block & tilt; good
      10501 Pines Boulevard                         exposure. Rental rates range from $8-
      Broward County,                               $20/sf.
      Pembroake Pines, Florida
---------------------------------------------------------------------------------------------
23    Villa Marina Marketplace             92.0%    Project consists of 2 properties; 2nd
      Mexella & Lincoln Blvd.,                      largest retail ctr. west of San Diego Fwy
      Marina Freeway                                b/w Ventura Fwy & Manhattan. Sales=
      Marina Del Rey, California                    $347/sf; rents=$12-45/sf.
---------------------------------------------------------------------------------------------
24    Town Fair Shopping Center           100.0%    Good quality center in prime retail loc-
      1915 Hurstbourne Parkway                      ation. Rents $12-$16 per sq/ft. Wal-Mart
      Jefferson County                              w/sales @ $400/sf. Property in good
      Louisville, Kentucky                          condition at sale.
---------------------------------------------------------------------------------------------
25    Scottsdale Fiesta                   100.0%    Separate take down of Home Base as of
      S/E/C Shea Blvd. &                            3/96. Total transaction contracted 12/95.
      Pina Co. Road                                 New center in developing area.
      Scottsdale, Arizona
---------------------------------------------------------------------------------------------
26    Baybrook Square                     100.0%    Price adj. to incl. $1.0M in renovations
      ES/I-45 & at Bay Blvd.                        done prior to sale. Buyer used IRR of
      Houston                                       11.25%-11.50%. Ctr. has good visibility
      Webster, Texas                                and access.
---------------------------------------------------------------------------------------------


                                                                          Page 2

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

====================================================================================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
====================================================================================================================================

Sale                                       Sale         Yr Built/                      Site Area       Site      GLA         Anchor
No.      Name/Location                     Date         Condition      Sale Price      (Sq. Ft.)     Coverage    Sold         GLA
====================================================================================================================================
27    Perimeter Village                   Dec-95          1995         $50,000,000     1,393,920      24.9%     347,699      254,979
      WS/Ashford Dunwoody,                 Under        Excellent
      North of downtown Atlanta          Contract
      Atlanta, Georgia
------------------------------------------------------------------------------------------------------------------------------------
28    Corbins Corner                      Nov-95         1970/89       $29,500,000       867,846      21.5%     186,734       96,833
      Route 71 & I-84                                      Good
      Hartford County
      West Hartford, Connecticut
------------------------------------------------------------------------------------------------------------------------------------
29    Center at Baybrook                  Nov-95         1985/93       $25,675,000     1,742,535      24.5%     426,097      372,987
      NEC/Medical Ctr. Blvd. & I-45                        Good
      Houston
      Webster, Texas
------------------------------------------------------------------------------------------------------------------------------------
30    Market Square S.C.                  Sep-95           1990        $14,000,000       923,472      20.3%     187,168      114,086
      SEC/Route 53 & Briarcliff Rd.                        Good
      DuPage County
      Bolingbrook, Illinois
------------------------------------------------------------------------------------------------------------------------------------
31    Southlake Pavilion, Ph. II          Jul-95          1995          $9,655,000       435,600      22.7%      98,954       75,454
      NWC/Mt. Zion Blvd. & Zion            Under        Excellent
      Clayton County                     Contract
      Atlanta, Georgia
------------------------------------------------------------------------------------------------------------------------------------
32    Port Plaza S.C.                     May-95         1980/89       $19,000,000       583,704      30.7%     179,000       70,566
      Route 112 & Bicycle Path                           Average
      Suffolk County
      Port Jefferson, New York
------------------------------------------------------------------------------------------------------------------------------------
33    Howell Mill Square                  May-95         1980/87        $9,200,000       435,600      22.7%      98,704       58,078
      1715 Howell Mill Road                             Very Good
      Fulton County
      Atlanta, Georgia
------------------------------------------------------------------------------------------------------------------------------------
34    Cobb Place                          Apr-95          1987         $21,035,000     1,013,206      23.5%     237,791      133,161
      800 Ernest Barrett Pkwy.                            Good
      Cobb County
      Kennesaw, Georgia
------------------------------------------------------------------------------------------------------------------------------------
35    Woodland Commons S.C.               Apr-95          1991         $21,000,000     1,184,334      14.4%     170,406       88,807
      NEC/Route 22 & Buffalo Gr.                        Very Good
      Lake County
      Buffalo Grove, Illinois
------------------------------------------------------------------------------------------------------------------------------------
36    McCarthy Ranch                      Mar-95         1994/95       $30,100,000     1,176,120      22.5%     264,112      214,134
      Santa Clara County                                Excellent
      Milpitas, California

------------------------------------------------------------------------------------------------------------------------------------
37    Builders Square Center              Mar-95          1994         $12,300,000       875,164      18.4%     160,965      135,216
      Route 59 & Meridian Pkwy                            Good
      DuPage County
      Aurora, Illinois
------------------------------------------------------------------------------------------------------------------------------------
38    Sand Dollar Center                  Feb-95          1990         $14,400,000       478,768      24.4%     117,025       97,735
      800-850 Playa Avenue                                Good
      Monterey County
      Sand City, California
------------------------------------------------------------------------------------------------------------------------------------
39    Venture Pointe, Ph. III             Feb-95          1995          $9,100,000       415,998      22.1%      92,000       92,000
      SS/Steve Reynolds Blvd.                           Excellent
      Gwinnett County
      Atlanta, Georgia
------------------------------------------------------------------------------------------------------------------------------------


======================================================================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
======================================================================================================================
                                            Anchor        Sale
Sale                                        GLA as       Price/         NOI/
No.      Name/Location                    % of Total     Sq. Ft.       Sq. Ft.       OAR      Anchor Tenants
======================================================================================================================
27    Perimeter Village                     73.3%      $143.80         $16.54       11.50%     Wal-Mart
      WS/Ashford Dunwoody,                                                                     Borders Books
      North of downtown Atlanta                                                                Rhodes Furniture
      Atlanta, Georgia                                                                         Reading China
----------------------------------------------------------------------------------------------------------------------
28    Corbins Corner                        51.9%      $157.98         $14.98        9.48%     Filene's Basement
      Route 71 & I-84                                                                          Toys R Us
      Hartford County                                                                          Kids R Us
      West Hartford, Connecticut                                                               Old Navy
----------------------------------------------------------------------------------------------------------------------
29    Center at Baybrook                    87.5%       $60.26          $6.03       10.00%     Builder's Sq., Bed
      NEC/Medical Ctr. Blvd. & I-45                                                            Bath Beyond, Osh-
      Houston                                                                                  mans, SteinMart,
      Webster, Texas                                                                           Best Buy, Sears
----------------------------------------------------------------------------------------------------------------------
30    Market Square S.C.                    61.0%       $74.80          $7.75       10.36%     Wal-Mart
      SEC/Route 53 & Briarcliff Rd.
      DuPage County
      Bolingbrook, Illinois
----------------------------------------------------------------------------------------------------------------------
31    Southlake Pavilion, Ph. II            76.3%       $97.57          $9.18        9.41%     Michael's
      NWC/Mt. Zion Blvd. & Zion                                                                Old Navy
      Clayton County                                                                           Baby Superstore
      Atlanta, Georgia
----------------------------------------------------------------------------------------------------------------------
32    Port Plaza S.C.                       39.4%      $106.15         $10.72       10.10%     FoodTown
      Route 112 & Bicycle Path                                                                 CVS Drugstore
      Suffolk County
      Port Jefferson, New York
----------------------------------------------------------------------------------------------------------------------
33    Howell Mill Square                    58.8%       $93.21          $9.09        9.75%     Kroger
      1715 Howell Mill Road
      Fulton County
      Atlanta, Georgia
----------------------------------------------------------------------------------------------------------------------
34    Cobb Place                            56.0%       $88.46          $9.56       10.81%     Service M'dise
      800 Ernest Barrett Pkwy.                                                                 Upton's
      Cobb County                                                                              AMC Theatres
      Kennesaw, Georgia
----------------------------------------------------------------------------------------------------------------------
35    Woodland Commons S.C.                 52.1%      $123.24         $11.53        9.36%     Dominick's
      NEC/Route 22 & Buffalo Gr.                                                               Sears Hardware
      Lake County
      Buffalo Grove, Illinois
----------------------------------------------------------------------------------------------------------------------
36    McCarthy Ranch                        81.1%      $113.97         $10.60        9.30%     Service M'dise,
      Santa Clara County                                                                       SportsMart, Borders,
      Milpitas, California                                                                     OfficeMax, PetsMart,
                                                                                               Computer City, Ross
----------------------------------------------------------------------------------------------------------------------
37    Builders Square Center                84.0%       $76.41          $7.63        9.99%     Builders Square
      Route 59 & Meridian Pkwy                                                                 PetsMart
      DuPage County
      Aurora, Illinois
----------------------------------------------------------------------------------------------------------------------
38    Sand Dollar Center                    83.5%      $123.05         $12.06        9.80%     Office Depot
      800-850 Playa Avenue                                                                     Marshalls
      Monterey County                                                                          Orchard Supply
      Sand City, California                                                                    Costco**
----------------------------------------------------------------------------------------------------------------------
39    Venture Pointe, Ph. III              100.0%       $98.91          $9.25        9.35%     Ciruit City
      SS/Steve Reynolds Blvd.                                                                  Media Play
      Gwinnett County
      Atlanta, Georgia
----------------------------------------------------------------------------------------------------------------------


===============================================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
===============================================================================================

Sale                                      Occupancy
No.      Name/Location                     At Sale             Comments
===============================================================================================
27    Perimeter Village                      93.0%    Concrete block, brick facade shopping
      WS/Ashford Dunwoody,                            center under construction. Under
      North of downtown Atlanta                       contract as of Dec-95. Shop leases run
      Atlanta, Georgia                                from $18-30/sf; avg $25/sf.
-----------------------------------------------------------------------------------------------
28    Corbins Corner                         96.1%    Specialty retail center located across
      Route 71 & I-84                                 from Westfarms Mall at I-84. Strong
      Hartford County                                 trade area. Renovated in 1989.
      West Hartford, Connecticut
-----------------------------------------------------------------------------------------------
29    Center at Baybrook                     99.0%    Former mall renovated/converted in
      NEC/Medical Ctr. Blvd. & I-45                   1993. Good location, exposure. Anchors
      Houston                                         generate over 90% of minimum rent. Avg
      Webster, Texas                                  in-line rent=$12.03/sf.
-----------------------------------------------------------------------------------------------
30    Market Square S.C.                     96.0%    Wal-Mart has option to expand 30,000.
      SEC/Route 53 & Briarcliff Rd.                   Located in growing retail area. Other
      DuPage County                                   tenants incl. Aldi Food Store, Bedding
      Bolingbrook, Illinois                           Experts & fast food restaurants.
-----------------------------------------------------------------------------------------------
31    Southlake Pavilion, Ph. II            100.0%    New community center located next to
      NWC/Mt. Zion Blvd. & Zion                       freestanding Target, Home Depot &
      Clayton County                                  Southlake Ph. I. Buyer used 5% vac-
      Atlanta, Georgia                                ancy factor & $.10/sf reserve.
-----------------------------------------------------------------------------------------------
32    Port Plaza S.C.                        99.0%    Average quality community center. Other
      Route 112 & Bicycle Path                        tenants include Kay Bee Toy, Dress
      Suffolk County                                  Barn, Sam Goody, NYNEX.
      Port Jefferson, New York
-----------------------------------------------------------------------------------------------
33    Howell Mill Square                    100.0%    Good quality brick & masonry ctr. located
      1715 Howell Mill Road                           in densely populated trade area. Korger
      Fulton County                                   provides strong daily draw; ctr. has poor
      Atlanta, Georgia                                visibility.
-----------------------------------------------------------------------------------------------
34    Cobb Place                             96.0%    Good quality center with limited expo-
      800 Ernest Barrett Pkwy.                        sure & narrow configuration. Ctr. has
      Cobb County                                     high amount of in-line space & lacks
      Kennesaw, Georgia                               drawing power of 4th anchor store.
-----------------------------------------------------------------------------------------------
35    Woodland Commons S.C.                  98.0%    Property includes three outlots, one of
      NEC/Route 22 & Buffalo Gr.                      which was zoned industrial (5.03 ac.).
      Lake County                                     Also includes income from ground
      Buffalo Grove, Illinois                         leases.
-----------------------------------------------------------------------------------------------
36    McCarthy Ranch                        100.0%    Pre-sale of power ctr with good access &
      Santa Clara County                              freeway exposure. Wal-Mart not included
      Milpitas, California                            in sale. Buyer used 11.2% IRR. Anchor
                                                      rents $9.70-18.70/sf.
-----------------------------------------------------------------------------------------------
37    Builders Square Center                100.0%    Concrete block, decorative face brick
      Route 59 & Meridian Pkwy                        center; above average quality. Located
      DuPage County                                   on the fringe of Meridian Business
      Aurora, Illinois                                Campus.
-----------------------------------------------------------------------------------------------
38    Sand Dollar Center                     96.7%    Good quality power ctr along Hwy 1.
      800-850 Playa Avenue                            Costco owns their own land/bldg. Anchor
      Monterey County                                 rents $8.00-10.77/sf; shop rents avg
      Sand City, California                           $16.56/sf.
-----------------------------------------------------------------------------------------------
39    Venture Pointe, Ph. III               100.0%    Two anchor tenants in power center.
      SS/Steve Reynolds Blvd.                         Both tenants on long-term leases with
      Gwinnett County                                 appx. 20 yrs remaining. Located near
      Atlanta, Georgia                                Gwinnett Mall in Northcross area.
-----------------------------------------------------------------------------------------------


                                                                          Page 3

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

====================================================================================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
====================================================================================================================================

Sale                                       Sale         Yr Built/                      Site Area       Site      GLA         Anchor
No.      Name/Location                     Date         Condition      Sale Price      (Sq. Ft.)      Coverage    Sold         GLA
====================================================================================================================================
40    Orchard Park S.C.                   Jan-95          1982          $7,425,000       457,380      17.1%      78,390       41,345
      2090 Dunwoody Club Dr.                              Good
      DeKalb County
      Georgia
------------------------------------------------------------------------------------------------------------------------------------
41    Danbury Square                      Jan-95          1989         $19,250,000       840,708      22.9%     192,621       78,700
      Kenosia Ave. & I-84                                 Good
      Fairfield County
      Danbury, Connecticut
------------------------------------------------------------------------------------------------------------------------------------
42    Mansell Crossing                    Dec-94          1994         $34,400,000     1,481,040      21.6%     319,499      202,229
      NWC/Georgia 400 & Mansell                         Excellent
      Fulton County
      Atlanta, Georgia
------------------------------------------------------------------------------------------------------------------------------------
43    Stewart Plaza                       Dec-94          1990         $22,000,000       561,924      39.6%     222,500      146,504
      650 Stewart Avenue                                  Good
      Nassau County
      Garden City, New York
------------------------------------------------------------------------------------------------------------------------------------
44    Freeway Junction South              Nov-94         1989/93        $6,500,000       866,844      18.8%     162,778      134,659
      Highway 138 & I-675                                 Good
      Clayton County
      Atlanta, Georgia
------------------------------------------------------------------------------------------------------------------------------------
45    Sheridan Plaza                      Sep-94         1975/91       $57,350,000     2,178,000      21.8%     475,600      262,236
      NW 56th & Sheridan St.                              Good
      Broward County
      Hollywood, Florida
------------------------------------------------------------------------------------------------------------------------------------
46    Orland Town Center                  Sep-94          1994         $12,000,000       871,200      15.4%     134,000       55,873
      SEC/159th & 95th Ave.                             Excellent
      Cook County
      Orland Hills, Illinois
------------------------------------------------------------------------------------------------------------------------------------
47    Darien Towne Center                 Sep-94          1994         $21,800,000     1,089,000      21.1%     230,000      127,267
      Lyman Ave. & 75th St.                             Excellent
      DuPage County
      Darien, Illinois
------------------------------------------------------------------------------------------------------------------------------------
48    Latham Farms                        Sep-94          1993         $64,600,000     3,920,400      15.4%     603,405      467,000
      I-87, U.S. 9, & Rte. 7                            Excellent
      Albany County, Colonie,
      Albany, New York
------------------------------------------------------------------------------------------------------------------------------------
49    Bird Ludlam Shopping Center         Aug-94          1987         $20,500,000       632,491      33.6%     212,355       53,500
      SWC/Ludlam Rd. & Bird Rd.                         Avg.-Good
      Dada County,
      Unincorp. Miami, Florida
------------------------------------------------------------------------------------------------------------------------------------
50    White Rock Marketplace              Aug-94          1992         $14,850,000     1,785,960       9.7%     173,538            0
      SWC/Garland & Jupiter                               Good
      Dallas, Texas

------------------------------------------------------------------------------------------------------------------------------------
51    Sunset Valley Marketfair            Aug-94          1992         $18,650,000     1,724,976      12.1%     209,362            0
      SWC/U.S. 190 & Brodie                               Good
      Austin, Texas

------------------------------------------------------------------------------------------------------------------------------------
52    Southlake Pavilion                  Aug-94          1994         $12,500,000       539,273      24.8%     133,515      114,800
      NWC/Mt. Zion Blvd. & Zion                         Excellent
      Clayton County
      Atlanta, Georgia
------------------------------------------------------------------------------------------------------------------------------------


====================================================================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
====================================================================================================================
                                          Anchor        Sale
Sale                                      GLA as       Price/         NOI/
No.      Name/Location                  % of Total     Sq. Ft.       Sq. Ft.       OAR      Anchor Tenants
====================================================================================================================
40    Orchard Park S.C.                   52.7%       $94.72          $9.06        9.56%     Kroger
      2090 Dunwoody Club Dr.
      DeKalb County
      Georgia
--------------------------------------------------------------------------------------------------------------------
41    Danbury Square                      40.9%       $99.94          $9.52        9.53%     Loehmann's
      Kenosia Ave. & I-84                                                                    Toys R Us
      Fairfield County                                                                       Kids R Us
      Danbury, Connecticut
--------------------------------------------------------------------------------------------------------------------
42    Mansell Crossing                    63.3%      $107.67          $9.80        9.10%     AMC Theatres,
      NWC/Georgia 400 & Mansell                                                              Uptons, TJMaxx,
      Fulton County                                                                          OfficeMax,
      Atlanta, Georgia                                                                       Sports Authority
--------------------------------------------------------------------------------------------------------------------
43    Stewart Plaza                       65.8%       $98.88          $9.89       10.00%     Caldor
      650 Stewart Avenue                                                                     Kiddie City
      Nassau County
      Garden City, New York
--------------------------------------------------------------------------------------------------------------------
44    Freeway Junction South              82.7%       $39.93          $4.06       10.16%     Kmart
      Highway 138 & I-675                                                                    Bruno's
      Clayton County
      Atlanta, Georgia
--------------------------------------------------------------------------------------------------------------------
45    Sheridan Plaza                      55.1%      $120.58         $10.97        9.10%     Office Depot
      NW 56th & Sheridan St.                                                                 Publix
      Broward County                                                                         J. Byrons
      Hollywood, Florida                                                                     AMC Theatres
--------------------------------------------------------------------------------------------------------------------
46    Orland Town Center                  41.7%       $89.55          $8.58        9.58%     OfficeMax
      SEC/159th & 95th Ave.                                                                  Ciruit City
      Cook County                                                                            PetsMart
      Orland Hills, Illinois                                                                 Wal-Mart**
--------------------------------------------------------------------------------------------------------------------
47    Darien Towne Center                 55.3%       $94.78          $9.16        9.66%     Home Depot
      Lyman Ave. & 75th St.                                                                  Circuit City
      DuPage County                                                                          PetsMart
      Darien, Illinois                                                                       Wal-Mart**
--------------------------------------------------------------------------------------------------------------------
48    Latham Farms                        77.4%      $107.06         $10.01        9.35%     Wal-Mart
      I-87, U.S. 9, & Rte. 7                                                                 Sam's Club
      Albany County, Colonie,                                                                Home Quarters
      Albany, New York                                                                       Shop 'N Save
--------------------------------------------------------------------------------------------------------------------
49    Bird Ludlam Shopping Center         25.2%       $96.54          $8.80        9.12%     Winn Dixie
      SWC/Ludlam Rd. & Bird Rd.                                                              Eckerd Drugs
      Dada County,
      Unincorp. Miami, Florida
--------------------------------------------------------------------------------------------------------------------
50    White Rock Marketplace               0.0%       $85.57          $7.70        9.00%     Marshall's
      SWC/Garland & Jupiter                                                                  Tom Thumb
      Dallas, Texas                                                                          Taylor Books

--------------------------------------------------------------------------------------------------------------------
51    Sunset Valley Marketfair             0.0%       $89.08          $8.79        9.87%     PetsMart
      SWC/U.S. 190 & Brodie                                                                  TJMaxx
      Austin, Texas                                                                          Home Depot**
                                                                                             Circuit City**
--------------------------------------------------------------------------------------------------------------------
52    Southlake Pavilion                  86.0%       $93.62          $8.72        9.31%     Media Play
      NWC/Mt. Zion Blvd. & Zion                                                              PetsMart
      Clayton County                                                                         Rhodes Furniture
      Atlanta, Georgia
--------------------------------------------------------------------------------------------------------------------


===============================================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
===============================================================================================

Sale                                    Occupancy
No.      Name/Location                   At Sale             Comments
===============================================================================================
40    Orchard Park S.C.                    80.0%    Average-good quality community center.
      2090 Dunwoody Club Dr.                        Sale based on actual income &
      DeKalb County                                 expenses, excl. reserves. Seller
      Georgia                                       acquired through foreclosure.
-----------------------------------------------------------------------------------------------
41    Danbury Square                       90.0%    Good quality community shopping center
      Kenosia Ave. & I-84                           located adjacent to Danbury Fair
      Fairfield County                              regional mall.
      Danbury, Connecticut
-----------------------------------------------------------------------------------------------
42    Mansell Crossing                     99.0%    One-story, concrete blk & brick center
      NWC/Georgia 400 & Mansell                     located appx. 0.8 miles south of North
      Fulton County                                 Point Mall. Avg shop rent=$15.23/sf. Ctr
      Atlanta, Georgia                              also has Toys R Us, Michaels.
-----------------------------------------------------------------------------------------------
43    Stewart Plaza                        86.0%    Good quality community shopping center
      650 Stewart Avenue                            located adjacent to the Roosevelt Field
      Nassau County                                 Mall in Garden City.
      Garden City, New York
-----------------------------------------------------------------------------------------------
44    Freeway Junction South               99.0%    Average-good quality, concrete retail ctr.
      Highway 138 & I-675                           on south side Atlanta. Visibility impaired
      Clayton County                                by outpads & setback. Price adjusted to
      Atlanta, Georgia                              reflect repair costs.
-----------------------------------------------------------------------------------------------
45    Sheridan Plaza                       95.0%    Power center purchase based on a
      NW 56th & Sheridan St.                        10.8% IRR, term. cap of 9.25-9.50%.
      Broward County                                Sale included development of 15,000sf
      Hollywood, Florida                            Luria's. Sales b/w $200-300/sf.
-----------------------------------------------------------------------------------------------
46    Orland Town Center                  100.0%    Purchased on existing income. Wal-Mart
      SEC/159th & 95th Ave.                         not included in sale. Site had potential
      Cook County                                   for additional bldg. Buyer quoted IRR of
      Orland Hills, Illinois                        10.8%.
-----------------------------------------------------------------------------------------------
47    Darien Towne Center                 100.0%    Power center opened in Summer '94.
      Lyman Ave. & 75th St.                         Wal-Mart not included in sale. Majority of
      DuPage County                                 tenants have set options. Buyer
      Darien, Illinois                              suggested 10.7% IRR.
-----------------------------------------------------------------------------------------------
48    Latham Farms                         95.0%    Good quality power center with trade
      I-87, U.S. 9, & Rte. 7                        area population reported at 150,000.
      Albany County, Colonie,                       Placed on mkt in March '94. Masonry &
      Albany, New York                              steel constr.
-----------------------------------------------------------------------------------------------
49    Bird Ludlam Shopping Center          95.0%    Property in avg.-good condition at sale;
      SWC/Ludlam Rd. & Bird Rd.                     minor exterior upgrade needed. Good
      Dada County,                                  accessible/visible location. Some 2nd
      Unincorp. Miami, Florida                      story space.
-----------------------------------------------------------------------------------------------
50    White Rock Marketplace               94.0%    Part of larger 325,548sf power center.
      SWC/Garland & Jupiter                         Good condition, relatively new at sale.
      Dallas, Texas                                 Purchased by Penn. State Retirement
                                                    Trust.
-----------------------------------------------------------------------------------------------
51    Sunset Valley Marketfair             99.0%    Part of larger 352,084sf ctr. Other
      SWC/U.S. 190 & Brodie                         tenants incl. SportsTown, Bookstop,
      Austin, Texas                                 Famous Footwear. Home Depot, Circuit
                                                    City & Luby's not included.
-----------------------------------------------------------------------------------------------
52    Southlake Pavilion                  100.0%    Center located adjacent to Home Depot
      NWC/Mt. Zion Blvd. & Zion                     store w/ 3rd highest sales level in Atlanta
      Clayton County                                MSA. Good access & exposure via I-75.
      Atlanta, Georgia
-----------------------------------------------------------------------------------------------


                                                                          Page 4

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

====================================================================================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
====================================================================================================================================

Sale                                       Sale         Yr Built/                      Site Area       Site      GLA         Anchor
No.      Name/Location                     Date         Condition      Sale Price      (Sq. Ft.)     Coverage    Sold         GLA
====================================================================================================================================
53    Anaheim Hills Festival              Jul-94         1991-94       $48,980,000     3,702,600       8.2%     303,661      146,755
      8000-82000 E. Santa Ana                                            Very Good
      Orange County
      Anaheim Hills, California
------------------------------------------------------------------------------------------------------------------------------------
54    Buckhead Pavilion                   Jul-94          1993         $18,400,000       248,292      40.3%     100,161       67,608
      Peachtree & Piedmont                              Very Good
      Buckhead County
      Atlanta, Georgia
------------------------------------------------------------------------------------------------------------------------------------
55    Vintage Oaks S.C.                   Jul-94         1992-93       $51,000,000     2,090,880      27.6%     576,973      279,600
      U.S. 101 at Rowland                               Very Good
      Marin County
      Novato, California
------------------------------------------------------------------------------------------------------------------------------------
56    The Westchester Pavilion            Jun-94         1993-94       $31,750,000       153,767     112.8%     173,430      150,570
      Hale & Maple Avenues                                Good
      Westchester County
      White Plains, New York
------------------------------------------------------------------------------------------------------------------------------------
57    Fairlane North S.C.                 Apr-94          1994         $59,200,000     2,983,860      19.8%     589,688            0
      Mercury Drive & Ford Drive                        Very Good
      Michigan 153
      Dearborn, Michigan
------------------------------------------------------------------------------------------------------------------------------------
58    Merrillville Plaza                  Feb-94          1988         $15,400,000       871,200      24.7%     215,275       94,976
      U.S. 30, E of Interstate 65                         Good
      Merrillville, Indiana

------------------------------------------------------------------------------------------------------------------------------------
59    Woodfield Plaza S.C.                Feb-94          1993         $17,245,688       777,000      22.8%     177,308      138,958
      NWC/Golf & Basswood                                 Good
      Cook County
      Schaumburg, Illinois
------------------------------------------------------------------------------------------------------------------------------------
60    Providence Square                   Jan-94          1990         $19,200,000       696,960      27.3%     190,378      108,747
      Upper Roswell &                                     Good
      Johnson Ferry
      Marieta, Georgia
------------------------------------------------------------------------------------------------------------------------------------
61    Brea Marketplace                    Dec-93          1987         $44,000,000       980,100      30.5%     299,206
      NEC/Birch & Randolph                               Average
      Orange County
      Brea, California
------------------------------------------------------------------------------------------------------------------------------------
62    The Quarry                          Dec-93          1992         $24,500,000     2,656,289      16.8%     447,000      325,000
      Joliet & LaGrange Roads                           Very Good
      Cook County
      Hodgkins, Illinois
------------------------------------------------------------------------------------------------------------------------------------
63    Fullerton Town Center               Dec-93          1985         $26,380,000     1,611,720      16.2%     261,025      130,077
      Harbor & Orangethorpe                             Very Good
      Orange County
      Fullerton, California
------------------------------------------------------------------------------------------------------------------------------------
64    Townline Square                     Dec-93          1989         $25,000,000     1,397,405      21.6%     302,081      218,885
      S.Broad St. & Route 5                               Good
      New Haven County
      Meriden, Connecticut
------------------------------------------------------------------------------------------------------------------------------------
65    First Colony Commons                Dec-93         1992-94       $33,350,000     1,595,102      23.5%     374,472      152,505
      U.S. Hwy 59 & Williams                              Good
      Harris County
      Sugarland, Texas
------------------------------------------------------------------------------------------------------------------------------------


=====================================================================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
=====================================================================================================================
                                           Anchor        Sale
Sale                                       GLA as       Price/         NOI/
No.      Name/Location                   % of Total     Sq. Ft.       Sq. Ft.       OAR      Anchor Tenants
=====================================================================================================================
53    Anaheim Hills Festival               48.3%      $161.30         $15.32        9.50%     Vons, Marshalls,
      8000-82000 E. Santa Ana                                                                 TJMaxx, Cinema,
      Orange County                                                                           Target**
      Anaheim Hills, California                                                               Mervyn's**
---------------------------------------------------------------------------------------------------------------------
54    Buckhead Pavilion                    67.5%      $183.70         $16.55        9.01%     Sports Authority
      Peachtree & Piedmont                                                                    PetsMart
      Buckhead County
      Atlanta, Georgia
---------------------------------------------------------------------------------------------------------------------
55    Vintage Oaks S.C.                    48.5%       $88.39          $8.17        9.24%     Macy's Homestore,
      U.S. 101 at Rowland                                                                     Oshmans, Marchalls,
      Marin County                                                                            Costco**
      Novato, California                                                                      Target**
---------------------------------------------------------------------------------------------------------------------
56    The Westchester Pavilion             86.8%      $183.07         $17.39        9.50%     OfficeMax
      Hale & Maple Avenues                                                                    Sports Authority
      Westchester County                                                                      Toys R Us
      White Plains, New York                                                                  Borders Books
---------------------------------------------------------------------------------------------------------------------
57    Fairlane North S.C.                   0.0%      $100.39          $9.54        9.50%     Wal-Mart, Sam's,
      Mercury Drive & Ford Drive                                                              Super Kmart, Sports
      Michigan 153                                                                            Authority, Builders,
      Dearborn, Michigan                                                                      OfficeMax, Borders
---------------------------------------------------------------------------------------------------------------------
58    Merrillville Plaza                   44.1%       $71.54          $6.68        9.34%     OfficeMax
      U.S. 30, E of Interstate 65                                                             TJMaxx
      Merrillville, Indiana                                                                   F&M Distributors
                                                                                              Kids R Us
---------------------------------------------------------------------------------------------------------------------
59    Woodfield Plaza S.C.                 78.4%       $97.26          $9.51        9.78%     Kohl's
      NWC/Golf & Basswood                                                                     Linens 'N Things
      Cook County                                                                             Barnes & Noble
      Schaumburg, Illinois
---------------------------------------------------------------------------------------------------------------------
60    Providence Square                    57.1%      $100.85          $9.07        8.99%     Upton's
      Upper Roswell &                                                                         Home Depot
      Johnson Ferry                                                                           Drugs For Less
      Marieta, Georgia
---------------------------------------------------------------------------------------------------------------------
61    Brea Marketplace                      0.0%      $147.06         $13.69        9.31%     Marshall's
      NEC/Birch & Randolph                                                                    Circuit City
      Orange County                                                                           Toys R Us
      Brea, California                                                                        United Artists
---------------------------------------------------------------------------------------------------------------------
62    The Quarry                           72.7%       $54.81          $5.54       10.10%     Kohl's, OfficeMax,
      Joliet & LaGrange Roads                                                                 Sam's Club,
      Cook County                                                                             Wal-Mart,
      Hodgkins, Illinois                                                                      Target**
---------------------------------------------------------------------------------------------------------------------
63    Fullerton Town Center                49.8%      $101.06         $10.86       10.75%     Toys R Us
      Harbor & Orangethorpe                                                                   Silo
      Orange County                                                                           AMC Theatre
      Fullerton, California                                                                   Price Club**
---------------------------------------------------------------------------------------------------------------------
64    Townline Square                      72.5%       $82.76          $8.26        9.98%     Bradlees
      S.Broad St. & Route 5                                                                   Marshall's
      New Haven County                                                                        The Wiz
      Meriden, Connecticut                                                                    ShopRite
---------------------------------------------------------------------------------------------------------------------
65    First Colony Commons                 40.7%       $89.06          $8.25        9.26%     Service M'dise
      U.S. Hwy 59 & Wlliams                                                                   Sportstown
      Harris County                                                                           Sears Homelife
      Sugarland, Texas                                                                        Home Depot**
---------------------------------------------------------------------------------------------------------------------


==============================================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
==============================================================================================

Sale                                     Occupancy
No.      Name/Location                    At Sale             Comments
==============================================================================================
53    Anaheim Hills Festival                75.0%    Good quality power center with stabil-
      8000-82000 E. Santa Ana                        ization guarantee. Buyer purchased
      Orange County                                  based on NOI guarantee. Target &
      Anaheim Hills, California                      Mervyn's not part of sale.
----------------------------------------------------------------------------------------------
54    Buckhead Pavilion                     75.0%    Two-bldg center built in 1993. Income
      Peachtree & Piedmont                           projections using 5% vacancy for in-line
      Buckhead County                                space. Acquired subject to $12 million
      Atlanta, Georgia                               loan.
----------------------------------------------------------------------------------------------
55    Vintage Oaks S.C.                     89.0%    Sale involves Phs I & II of power ctr in
      U.S. 101 at Rowland                            affluent North San Francisco Bay area.
      Marin County                                   Costco & Target on long-term ground
      Novato, California                             leases. Buyer used 11.1% IRR.
----------------------------------------------------------------------------------------------
56    The Westchester Pavilion              92.0%    Four-level, enclosed urban power ctr; re-
      Hale & Maple Avenues                           use of former dept. store. Anchor rents
      Westchester County                             $16.00-20.00/sf; in-line rents $20.00-
      White Plains, New York                         25.00/sf. Incl. devel. rights.
----------------------------------------------------------------------------------------------
57    Fairlane North S.C.                  100.0%    New power center pre-sold in Dec-93.
      Mercury Drive & Ford Drive                     Sale date is when center was completed.
      Michigan 153                                   Also included Service Merchandise as
      Dearborn, Michigan                             anchor.
----------------------------------------------------------------------------------------------
58    Merrillville Plaza                    95.0%    Good quality retail center located across
      U.S. 30, E of Interstate 65                    from the Southlake regional shopping
      Merrillville, Indiana                          mall.

----------------------------------------------------------------------------------------------
59    Woodfield Plaza S.C.                  94.0%    Good quality center one mile west of
      NWC/Golf & Basswood                            Woodfield Mall. Barnes & Noble not
      Cook County                                    included in sale. Located in high retail
      Schaumburg, Illinois                           demand area.
----------------------------------------------------------------------------------------------
60    Providence Square                    100.0%    Well-located center contiguous to an
      Upper Roswell &                                86,640sf Home Depot (not included).
      Johnson Ferry                                  Home Depot leases former Phar-Mor
      Marieta, Georgia                               space of 25,600sf. No vacancy.
----------------------------------------------------------------------------------------------
61    Brea Marketplace                      96.0%    Seller guaranteed rental rates on vacant
      NEC/Birch & Randolph                           suites. Buyer neg. opt. to purchase fee
      Orange County                                  inter. in land for $6.5m. OAR reflects
      Brea, California                               impact of gr. lease (9.8% w/o).
----------------------------------------------------------------------------------------------
62    The Quarry                            98.0%    Buyer based sale on '94 income; 9.8%
      Joliet & LaGrange Roads                        OAR on existing. Target not included in
      Cook County                                    sale. Trade area reported to have popul.
      Hodgkins, Illinois                             of 213,000; avg. hh. inc. of $49,973.
----------------------------------------------------------------------------------------------
63    Fullerton Town Center                 96.0%    Sale included part of 367,000sf ctr. Other
      Harbor & Orangethorpe                          anchor (Price Club) not included. Leases
      Orange County                                  range from $12.00-22.00/sf. Occupancy
      Fullerton, California                          96% at sale.
----------------------------------------------------------------------------------------------
64    Townline Square                       92.0%    Class B type ctr. previously foreclosed
      S.Broad St. & Route 5                          by Aetna Life. Portion of ctr. has poor
      New Haven County                               visibility. Steel frame, masonry. Price
      Meriden, Connecticut                           based on Buyer's pro forma.
----------------------------------------------------------------------------------------------
65    First Colony Commons                 100.0%    Sale based on actual pro forma. Steel
      U.S. Hwy 59 & Wlliams                          frame & stucco/brick. Home Depot not
      Harris County                                  included in sale. Other majors incl.
      Sugarland, Texas                               Bookstop, Sound Whse.
----------------------------------------------------------------------------------------------


                                                                          Page 5

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

====================================================================================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
====================================================================================================================================

Sale                                       Sale         Yr Built/                      Site Area       Site      GLA         Anchor
No.      Name/Location                     Date         Condition      Sale Price      (Sq. Ft.)     Coverage    Sold         GLA
====================================================================================================================================
66    Athens Points                       Dec-93          1993          $4,700,000       442,134      13.8%      60,799       55,999
      Mitchell Bridge & Hwy 78                            Good
      Athens
      Georgia
------------------------------------------------------------------------------------------------------------------------------------
67    Clairemont Square                   Nov-93         1956-89       $35,470,000     1,849,558      24.6%     454,650            0
      NEC/Clairemont Mesa &                               Good
      Clairemont Drive
      San Diego, California
------------------------------------------------------------------------------------------------------------------------------------
68    Green Orchard                       Nov-93         1990/93       $18,400,000     1,200,000      26.7%     320,395      217,826
      East of Center Drive &                              Good
      Alpine Avenue
      Walker, Michigan
------------------------------------------------------------------------------------------------------------------------------------
69    Eastgate Shopping Center            Nov-93         1986/90        $9,670,500       784,080      18.6%     145,570       60,000
      12501 Shelbyville Road                              Good
      Jefferson County
      Louisville, Kentucky
------------------------------------------------------------------------------------------------------------------------------------
70    Randall's Ctr/Deerbrook             Oct-93          1986         $19,000,000       816,750      26.9%     219,823      130,685
      U.S. Hwy 59 & FM Bypass                             Good
      Harris County
      Humble, Texas
------------------------------------------------------------------------------------------------------------------------------------
71    Plaza at Puente Hills               Oct-93         1987-92       $58,000,000     3,049,200      16.9%     516,583      287,351
      Fullerton Rd./Pomona Fwy.                           Good
      Los Angeles County
      City of Industry, California
------------------------------------------------------------------------------------------------------------------------------------
72    Holmdel Towne Center                Oct-93          1993         $45,200,000     2,121,372      14.0%     297,059      138,922
      Route 35 & Laurel Ave.                            Very Good
      Monmouth County
      Holmdel, New Jersey
------------------------------------------------------------------------------------------------------------------------------------
73    Danvers Crossing                    Oct-93         1989-92       $13,700,000     1,097,712      15.0%     164,997      111,478
      Newbury Street & Route 1                            Good
      Danvers, Massachusetts

------------------------------------------------------------------------------------------------------------------------------------
74    Snellville Oaks                     Sep-93          1991         $11,100,000     1,448,806      12.6%     182,835            0
      U.S. Highway 78                                     Good
      Gwinnett County
      Snellville, Georgia
------------------------------------------------------------------------------------------------------------------------------------
75    Lantana Square/Plaza                Aug-93          1993         $19,900,000     1,002,490      27.5%     275,927      240,631
      NEQ/Lantana & Jog Road                            Very Good
      Palm Beach County
      Lantana, Florida
------------------------------------------------------------------------------------------------------------------------------------
76    Madison Square S.C.                 Aug-93       1971/87-90      $19,500,000       805,860      26.3%     211,767      173,860
      Madison & Manzanita                                Average
      Sacramento County
      Carmichael, California
------------------------------------------------------------------------------------------------------------------------------------
77    Coliseum Crossing                   Aug-93          1987         $20,000,000     1,089,000      20.1%     219,300      104,915
      Coliseum & Cunningham                               Good
      Hampton County
      Hampton, Norfolk, Virginia
------------------------------------------------------------------------------------------------------------------------------------
78    Price Club Plaza                    Aug-93          1989         $20,780,000       771,448      27.6%     212,711      129,075
      I-91 & Montowese Exit                               Good
      New Haven County
      North Haven, Connecticut
------------------------------------------------------------------------------------------------------------------------------------


=====================================================================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
=====================================================================================================================
                                           Anchor        Sale
Sale                                       GLA as       Price/         NOI/
No.      Name/Location                   % of Total     Sq. Ft.       Sq. Ft.       OAR      Anchor Tenants
=====================================================================================================================
66    Athens Points                        92.1%       $77.30          $7.75       10.03%     Publix
      Mitchell Bridge & Hwy 78
      Athens
      Georgia
---------------------------------------------------------------------------------------------------------------------
67    Clairemont Square                     0.0%       $78.02          $7.80       10.00%     Vons
      NEC/Clairemont Mesa &                                                                   Marshall's
      Clairemont Drive                                                                        TJMaxx
      San Diego, California                                                                   Circuit City
---------------------------------------------------------------------------------------------------------------------
68    Green Orchard                        68.0%       $57.43          $5.81       10.11%     Builders Square
      East of Center Drive &                                                                  Kohl's
      Alpine Avenue                                                                           Witmark
      Walker, Michigan
---------------------------------------------------------------------------------------------------------------------
69    Eastgate Shopping Center             41.2%       $66.43          $7.09       10.68%     Kroger
      12501 Shelbyville Road
      Jefferson County
      Louisville, Kentucky
---------------------------------------------------------------------------------------------------------------------
70    Randall's Ctr/Deerbrook              59.5%       $86.43          $8.11        9.38%     Randall's
      U.S. Hwy 59 & FM Bypass                                                                 TJMaxx
      Harris County                                                                           Amber Crafts
      Humble, Texas
---------------------------------------------------------------------------------------------------------------------
71    Plaza at Puente Hills                55.6%      $112.28         $11.70       10.42%     IKEA, Silo,
      Fullerton Rd./Pomona Fwy.                                                               AMC Theatre,
      Los Angeles County                                                                      Circuit City,
      City of Industry, California                                                            Miller's Outpost
---------------------------------------------------------------------------------------------------------------------
72    Holmdel Towne Center                 46.8%      $152.16         $14.41        9.47%     A&P Food
      Route 35 & Laurel Ave.                                                                  Marshall's
      Monmouth County                                                                         The Wiz
      Holmdel, New Jersey                                                                     OfficeMax
---------------------------------------------------------------------------------------------------------------------
73    Danvers Crossing                     67.6%       $83.03          $8.79       10.59%     OfficeMax
      Newbury Street & Route 1                                                                Home Quarters
      Danvers, Massachusetts                                                                  Bed, Bath & Beyond
                                                                                              Discovery Zone
---------------------------------------------------------------------------------------------------------------------
74    Snellville Oaks                       0.0%       $60.71          $6.02        9.91%     Wal-Mart
      U.S. Highway 78                                                                         Food Lion
      Gwinnett County
      Snellville, Georgia
---------------------------------------------------------------------------------------------------------------------
75    Lantana Square/Plaza                 87.2%       $72.12          $7.03        9.75%     Kmart
      NEQ/Lantana & Jog Road                                                                  Builders Square II
      Palm Beach County                                                                       Food Lion
      Lantana, Florida
---------------------------------------------------------------------------------------------------------------------
76    Madison Square S.C.                  82.1%       $92.08          $9.31       10.11%     Home Depot
      Madison & Manzanita                                                                     TJMaxx
      Sacramento County                                                                       Longs Drugs
      Carmichael, California
---------------------------------------------------------------------------------------------------------------------
77    Coliseum Crossing                    47.8%       $91.20          $8.44        9.25%     Marshall's
      Coliseum & Cunningham                                                                   Food Lion
      Hampton County                                                                          Phar-Mor
      Hampton, Norfolk, Virginia                                                              Linen Warehouse
---------------------------------------------------------------------------------------------------------------------
78    Price Club Plaza                     60.7%       $97.69          $8.96        9.17%     Home Depot
      I-91 & Montowese Exit                                                                   TJMaxx
      New Haven County                                                                        XPect Discount
      North Haven, Connecticut                                                                PriceCostco**
---------------------------------------------------------------------------------------------------------------------


===============================================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
===============================================================================================

Sale                                      Occupancy
No.      Name/Location                     At Sale             Comments
===============================================================================================
66    Athens Points                          96.0%    Good quality, masonry neighborhood
      Mitchell Bridge & Hwy 78                        shopping center sale. Actual price was
      Athens                                          $5.05m but included outparcel valued at
      Georgia                                         $350,000; price adjusted.
-----------------------------------------------------------------------------------------------
67    Clairemont Square                      85.0%    Avg-Good quality center. Sav-On Drugs
      NEC/Clairemont Mesa &                           is another major tenants.
      Clairemont Drive
      San Diego, California
-----------------------------------------------------------------------------------------------
68    Green Orchard                         100.0%    Average quality center with only fair
      East of Center Drive &                          visibility. Property includes 55,260 sq. ft.
      Alpine Avenue                                   ground lease to Loek's Star Theatre.
      Walker, Michigan
-----------------------------------------------------------------------------------------------
69    Eastgate Shopping Center               92.1%    Avg-good quality center. Rents $10-$12
      12501 Shelbyville Road                          per sq/ft at sale. Sale included two out-
      Jefferson County                                parcel lots w/limited frontage. Property
      Louisville, Kentucky                            in good condition at sale.
-----------------------------------------------------------------------------------------------
70    Randall's Ctr/Deerbrook                98.0%    Ctr. adj. to mall. Other majors make up
      U.S. Hwy 59 & FM Bypass                         15% of ctr. All tenants on long-term
      Harris County                                   leases thru 2000. Anchor rents $5.75-
      Humble, Texas                                   7.25/sf; in-line $10.00-12.00/sf.
-----------------------------------------------------------------------------------------------
71    Plaza at Puente Hills                  93.5%    Sale of power-oriented ctr. Anchors that
      Fullerton Rd./Pomona Fwy.                       were not included in sale were Home
      Los Angeles County                              Depot, Price Savers, & Toys R Us.
      City of Industry, California
-----------------------------------------------------------------------------------------------
72    Holmdel Towne Center                   80.0%    Occupancy based on commitments.
      Route 35 & Laurel Ave.                          Other majors incl. Barnes & Noble, Lee
      Monmouth County                                 Wards, Pet Food Giant. New ctr. at sale.
      Holmdel, New Jersey                             Purchased during construction.
-----------------------------------------------------------------------------------------------
73    Danvers Crossing                       87.0%    Completion of ctr. delayed due to fore-
      Newbury Street & Route 1                        closure proceedings. Under contract for
      Danvers, Massachusetts                          one yr while buyer secured tenants for
                                                      vacant space.
-----------------------------------------------------------------------------------------------
74    Snellville Oaks                        98.0%    Average-good quality center; masonry
      U.S. Highway 78                                 construction in good condition. Anchors
      Gwinnett County                                 include Wal-Mart & Food Lion.
      Snellville, Georgia
-----------------------------------------------------------------------------------------------
75    Lantana Square/Plaza                   99.5%    New power ctr. purchased by REIT. In-
      NEQ/Lantana & Jog Road                          line tenants pay avg. $16.00/sf + $2.25
      Palm Beach County                               for NNN. Buyer cited product quality,
      Lantana, Florida                                credit of Kmart, high % of anchor GLA.
-----------------------------------------------------------------------------------------------
76    Madison Square S.C.                    92.0%    Buyer noted upside from leasing
      Madison & Manzanita                             17,000sf store. Sale price based on
      Sacramento County                               appraised value. Leases range from
      Carmichael, California                          $18.00-24.00/sf.
-----------------------------------------------------------------------------------------------
77    Coliseum Crossing                      95.0%    Masonry & concrete retail center in good
      Coliseum & Cunningham                           condition at sale. Traditional tenant mix.
      Hampton County
      Hampton, Norfolk, Virginia
-----------------------------------------------------------------------------------------------
78    Price Club Plaza                      100.0%    Sale reportedly based upon appraised
      I-91 & Montowese Exit                           value. 100% leased at sale. Other
      New Haven County                                tenants include Dress Barn, LeeJay.
      North Haven, Connecticut                        PriceCostco not induded in sale.
-----------------------------------------------------------------------------------------------


                                                                          Page 6

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

====================================================================================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
====================================================================================================================================

Sale                                       Sale         Yr Built/                      Site Area       Site      GLA         Anchor
No.      Name/Location                     Date         Condition      Sale Price      (Sq. Ft.)     Coverage    Sold         GLA
====================================================================================================================================
79    Price Club Plaza                    Aug-93         1986/92       $25,016,000     1,053,280      23.7%     249,325      165,100
      SEC/Sunrise Hwy & Bayview                           Good
      Copaigue, Town of
      Babylon, New York
------------------------------------------------------------------------------------------------------------------------------------
80    Heritage Walk                       Jun-93          1991          $8,657,624       871,200      18.2%     158,282      141,742
      ES/Columbia Street                                  Good
      Baldwin County
      Milledgeville, Georgia
------------------------------------------------------------------------------------------------------------------------------------
81    Speedway Super Center               Jun-93         1961/91       $32,500,000     2,862,763      17.8%     510,252      162,512
      Crawford Road                                       Good
      Indianapolis, Indiana

------------------------------------------------------------------------------------------------------------------------------------
82    Loehmann's Plaza                    Mar-93         1986-89       $33,714,000     1,268,774      19.8%     251,529      151,286
      Middle Country Rd. &                                Good
      Morices
      Lake Grove, New York
------------------------------------------------------------------------------------------------------------------------------------
83    Torrance Promenade                  Mar-93         1971-91       $27,000,000       827,640      29.0%     239,745            0
      I-190 & Hawthorne Blvd.                             Good
      Los Angeles County
      Torrance, California
------------------------------------------------------------------------------------------------------------------------------------
84    The Brickyard                       Feb-93         1989-90       $19,575,000     1,675,753      16.3%     273,417      212,758
      Wilbur Cross Highway                                Good
      Hartford County
      Berlin, Connecticut
------------------------------------------------------------------------------------------------------------------------------------
85    New Park Plaza                      Dec-92         1979-80        $8,700,000       561,924      33.2%     186,459      100,920
      Mowry & Cedar                                      Average
      Alameda County
      Newark, California
------------------------------------------------------------------------------------------------------------------------------------
86    Commons at Willowbrook              Aug-92         1985-89       $31,250,000     1,630,015      22.8%     370,907      190,212
      Centerfield Blvd. & FM 1960                         Good
      Harris County
      Houston, Texas
------------------------------------------------------------------------------------------------------------------------------------
87    Westward S.C.                       May-92         1960-88       $18,450,000       794,099      27.9%     221,564      165,508
      NEC/Spencer & Okeechobee                            Good
      Palm Beach County
      West Palm Beach, Florida
------------------------------------------------------------------------------------------------------------------------------------
88    Corona Hills Plaza                  Apr-92         1989-91       $43,200,000     1,758,082      22.1%     389,000      221,892
      NWC/91 Fwy. & Mckinley                              Good
      Riverside County
      Corona, California
------------------------------------------------------------------------------------------------------------------------------------
89    Broad River Commons                 Feb-92         1969-86        $7,615,000       761,864      17.8%     135,700            0
      Broad River & Marley Drive                          Good
      Richland County
      Columbia, South Carolina
------------------------------------------------------------------------------------------------------------------------------------
90    Pembroke Commons                    Dec-91          1991         $30,725,000     1,372,140      22.7%     311,318      207,118
      Pines Blvd. & University Dr.                      Very Good
      Broward County
      Pembroke Pines, Florida
------------------------------------------------------------------------------------------------------------------------------------
91    Riverplace S.C.                     Dec-91          1989         $16,500,000     2,831,400       9.4%     265,600            0
      San Jose Blvd. & Claire                             Good
      Jacksonville, Florida

------------------------------------------------------------------------------------------------------------------------------------


====================================================================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
====================================================================================================================
                                           Anchor        Sale
Sale                                       GLA as       Price/         NOI/
No.      Name/Location                   % of Total    Sq. Ft.        Sq. Ft.        OAR      Anchor Tenants
====================================================================================================================
79    Price Club Plaza                     66.2%      $100.33          $9.03        9.00%     Filene's Basement
      SEC/Sunrise Hwy & Bayview                                                               PriceCostco
      Copaigue, Town of
      Babylon, New York
--------------------------------------------------------------------------------------------------------------------
80    Heritage Walk                        89.6%       $54.70          $5.38        9.84%     Kmart
      ES/Columbia Street                                                                      Bi-Lo
      Baldwin County                                                                          Goody's
      Milledgeville, Georgia
--------------------------------------------------------------------------------------------------------------------
81    Speedway Super Center                31.8%       $63.69          $5.92        9.30%     Kohl's
      Crawford Road                                                                           Kroger
      Indianapolis, Indiana                                                                   Drug Emporium

--------------------------------------------------------------------------------------------------------------------
82    Loehmann's Plaza                     60.1%      $134.04         $12.06        9.00%     Loehmann's
      Middle Country Rd. &                                                                    Bed & Bath
      Morices                                                                                 Filene's Basement
      Lake Grove, New York                                                                    Foodtown
--------------------------------------------------------------------------------------------------------------------
83    Torrance Promenade                    0.0%      $112.62         $12.05       10.70%     Office Depot
      I-190 & Hawthorne Blvd.                                                                 Marshall's, Silo,
      Los Angeles County                                                                      Ross, Bookstar,
      Torrance, California                                                                    Mann Theatres
--------------------------------------------------------------------------------------------------------------------
84    The Brickyard                        77.8%       $71.59          $8.40       11.73%     Home Depot
      Wilbur Cross Highway                                                                    Pace
      Hartford County
      Berlin, Connecticut
--------------------------------------------------------------------------------------------------------------------
85    New Park Plaza                       54.1%       $46.66          $5.33       11.42%     TJMaxx
      Mowry & Cedar                                                                           Toys R Us
      Alameda County                                                                          Herman's
      Newark, California                                                                      Hancock Fabrics
--------------------------------------------------------------------------------------------------------------------
86    Commons at Willowbrook               51.3%       $84.25          $8.03        9.53%     Marshall's
      Centerfield Blvd. & FM 1960                                                             Sportstown
      Harris County                                                                           AMC Theatre
      Houston, Texas                                                                          Phar-Mor
--------------------------------------------------------------------------------------------------------------------
87    Westward S.C.                        74.7%       $83.27          $8.36       10.04%     Office Depot
      NEC/Spencer & Okeechobee                                                                Circuit City
      Palm Beach County                                                                       Sports Authority
      West Palm Beach, Florida                                                                Phar-Mor
--------------------------------------------------------------------------------------------------------------------
88    Corona Hills Plaza                   57.0%      $111.05         $10.75        9.68%     Home Depot
      NWC/91 Fwy. & Mckinley                                                                  Ross
      Riverside County                                                                        Levitz Furniture
      Corona, California                                                                      Drug Emporium
--------------------------------------------------------------------------------------------------------------------
89    Broad River Commons                   0.0%       $56.12          $5.99       10.67%     Home Quarters
      Broad River & Marley Drive                                                              Phar-Mor
      Richland County                                                                         Herman's
      Columbia, South Carolina
--------------------------------------------------------------------------------------------------------------------
90    Pembroke Commons                     66.5%       $98.69          $9.44        9.57%     Publix Superstore,
      Pines Blvd. & University Dr.                                                            Office Depot,
      Broward County                                                                          Circuit City, TJMaxx,
      Pembroke Pines, Florida                                                                 Marshall's
--------------------------------------------------------------------------------------------------------------------
91    Riverplace S.C.                       0.0%       $62.12          $6.21       10.00%     SteinMart, TJMaxx,
      San Jose Blvd. & Claire                                                                 Beall's,
      Jacksonville, Florida                                                                   Phar-Mor,
                                                                                              Michael's
--------------------------------------------------------------------------------------------------------------------


==============================================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
==============================================================================================

Sale                                     Occupancy
No.      Name/Location                    At Sale             Comments
==============================================================================================
79    Price Club Plaza                      98.8%    Sold from Price Company to Price REIT
      SEC/Sunrise Hwy & Bayview                      based upon 9.0% cap rate on projected
      Copaigue, Town of                              year one income. Property 98.8% leased
      Babylon, New York                              at sale.
----------------------------------------------------------------------------------------------
80    Heritage Walk                        100.0%    Good location fronting 4-lane primary
      ES/Columbia Street                             artery; adjacent to Wal-Mart super
      Baldwin County                                 center. Sale included 2 outparcels.
      Milledgeville, Georgia
----------------------------------------------------------------------------------------------
81    Speedway Super Center                 90.0%    Community center in central portion of
      Crawford Road                                  Indianapolis. Anchor rents=$3-7.25/sf; in
      Indianapolis, Indiana                          line rents=$12-14/sf. Sale did not include
                                                     option to purchase outlots.
----------------------------------------------------------------------------------------------
82    Loehmann's Plaza                     100.0%    Expanded power center in excellent
      Middle Country Rd. &                           location. Good condition at sale.
      Morices
      Lake Grove, New York
----------------------------------------------------------------------------------------------
83    Torrance Promenade                    98.6%    Promotional community ctr. Average
      I-190 & Hawthorne Blvd.                        lease rate in ctr. reported to be $20/sf for
      Los Angeles County                             in-line space. Center repositioned into
      Torrance, California                           new format.
----------------------------------------------------------------------------------------------
84    The Brickyard                         86.0%    Seaman's formerly leased 30,000sf but
      Wilbur Cross Highway                           went into bankruptcy. Lease rates range
      Hartford County                                from $12.00-15.00/sf for in-line tenants.
      Berlin, Connecticut                            Pace also seen as risk.
----------------------------------------------------------------------------------------------
85    New Park Plaza                        85.0%    Community ctr. with avg. lease rates
      Mowry & Cedar                                  around $10.00/sf for in-line tenants.
      Alameda County                                 Good location with upside potential from
      Newark, California                             new leasing.
----------------------------------------------------------------------------------------------
86    Commons at Willowbrook                94.0%    Good quality ctr. in suburban Houston.
      Centerfield Blvd. & FM 1960                    Adj. to mall. Anchor rents $6.00-8.00/sf.
      Harris County                                  Other majors include Bed Bath &
      Houston, Texas                                 Beyond, Bookstop, Sound Whse.
----------------------------------------------------------------------------------------------
87    Westward S.C.                         96.0%    Reconfigured power ctr. In-line tenant
      NEC/Spencer & Okeechobee                       rents from $11.00-15.00/sf; avg. $12/sf.
      Palm Beach County                              Several outpads on ground lease terms
      West Palm Beach, Florida                       included in sale.
----------------------------------------------------------------------------------------------
88    Corona Hills Plaza                    94.0%    Price Club & Albertson's also anchors;
      NWC/91 Fwy. & Mckinley                         not included in sale. JCPenney Kids &
      Riverside County                               Holiday Spa other majors. Leases range
      Corona, California                             from $12.00-30.00/sf for in-line.
----------------------------------------------------------------------------------------------
89    Broad River Commons                  100.0%    Masonry & concrete center in avg-good
      Broad River & Marley Drive                     condition; renovated in 1986.
      Richland County
      Columbia, South Carolina
----------------------------------------------------------------------------------------------
90    Pembroke Commons                      90.4$    Seller provided lease back guarantee on
      Pines Blvd. & University Dr.                   vacant space; estimated value of $500k.
      Broward County                                 Price adjusted to reflect. Anchor leases
      Pembroke Pines, Florida                        $6.75-9.00/sf; in-line avg. $15.11/sf.
----------------------------------------------------------------------------------------------
91    Riverplace S.C.                       82.0%
      San Jose Blvd. & Claire
      Jacksonville, Florida

----------------------------------------------------------------------------------------------


                                                                          Page 7

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

====================================================================================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
====================================================================================================================================

Sale                                       Sale         Yr Built/                      Site Area       Site      GLA         Anchor
No.      Name/Location                     Date         Condition      Sale Price      (Sq. Ft.)     Coverage    Sold         GLA
====================================================================================================================================
92    Commons at Greenpoint               Oct-90          1989         $28,000,000       936,104      32.0%     299,709            0
      NWC/I-45 & Beltway 8                              Very Good
      Harris County
      Houston, Texas
====================================================================================================================================
      Survey High:                                                     $80,000,000     9,439,450        -       788,826      663,404
      Survey Low:                                                       $4,700,000       153,767        -        60,799            0
====================================================================================================================================
      Survey Average:                                                  $28,030,256     1,375,595      20.2%     278,180      153,131
====================================================================================================================================


====================================================================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
====================================================================================================================
                                           Anchor        Sale
Sale                                       GLA as       Price/         NOI/
No.      Name/Location                   % of Total     Sq. Ft.       Sq. Ft.       OAR      Anchor Tenants
====================================================================================================================
92    Commons at Greenpoint                 0.0%       $93.42          $8.12        8.69%     Office Depot
      NWC/I-45 & Beltway 8                                                                    Marshall's
      Harris County                                                                           Phar-Mor
      Houston, Texas                                                                          Sportstown
====================================================================================================================
      Survey High:                           -        $201.61         $18.43       12.02%      -
      Survey Low:                            -         $39.93          $4.06        7.87%      -
====================================================================================================================
      Survey Average:                      55.0%       $99.43          $9.58        9.74%      -
====================================================================================================================


============================================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
============================================================================================

Sale                                      Occupancy
No.      Name/Location                     At Sale             Comments
============================================================================================
92    Commons at Greenpoint                  97.0%
      NWC/I-45 & Beltway 8
      Harris County
      Houston, Texas
============================================================================================
      Survey High:                          100.0%
      Survey Low:                            75.0%
============================================================================================
      Survey Average:                        94.9%
============================================================================================


                                                                          Page 8

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       Sales Comparison Approach
================================================================================

Overview of Sales

      The negotiated sale price of comparable properties tends to set a range in which the value of the subject will usually fall. In total, 92 comparable sales have been provided for this analysis. These represent large community and power center sales throughout the United States purchased between October 1990 and July 1997 (current listings). The sales range in size from 60,799 to 788,826 square feet with corresponding sale price/SF indicators from $39.93 to $201.61 per square foot of GLA sold with overall capitalization rates ranging from a low of 7.87 percent to a high of 12.02 percent. The mean overall sale price is calculated to be $28,030,256. The mean gross leasable area sold is 278,180 square feet with the mean overall price per square foot calculated at $99.43 per square foot. Finally, the survey shows a mean NOI of $9.58 per square foot, with an overall capitalization rate of 9.74 percent.

      For the purposes of our analysis, we have placed primary emphasis on those sales occurring since completion of the previous appraisal (Nos. 1 through 26). As can be seen, the sales vary from property to property, based on various characteristics of each property. Some of the most notable differences between the comparable sales include site coverage, anchor GLA as a component of GLA sold, occupancy, tenant merchandising and anchor credit, and the net operating income achieved per square foot.

      To our knowledge, these transactions involved the transfer of the leased fee interest and were arms-length with no adverse conditions of sale. We have considered the locational demographics of the sales and the income characteristics (i.e. anchor/shop ratio, creditworthiness) of each sale. However, a significant level of subjectivity is involved in adjusting for these characteristics on a direct comparison basis.

      Most income producing properties are purchased on gross expected income, rather than leasable area, making unit prices a somewhat subjective reflection of investment behavior. In our opinion, a buyer's criteria for the purchase of a retail property is predicated primarily on the property's income characteristics. Thus, we have identified a relationship between the operating income and the sales price of the property.

      Typically, a higher net operating income per square foot corresponds to a higher sales price per square foot. Therefore, this adjustment incorporates factors such as location, tenant mix, rental levels, operating characteristics, and building quality, making adjustments more objective rather than subjective.

      In order to quantify the appropriate adjustments to the indicated per square foot unit values, we compare the subject's first year projected net operating income per square foot to the pro-forma income of the individual sale properties. The table below adjusts each property's sale price per square foot on this basis. The derivation of the subject's projected first year net operating income (FY 1998 $12.89 per square foot) is presented in the "Income Approach" section of this report and is based on first year NOI.

================================================================================


                                      -48-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       Sales Comparison Approach
================================================================================

================================================================================
                        Price Per SQ/FT Adjustment Chart
================================================================================
                           Comp.
            Subject         Sale         Adjust.      Unadjust.       Adjust.
Sale No.     NOI/SF        NOI/SF        Factor      Unit Price     Unit Price
================================================================================
   1        $ 12.89        $ 15.87       0.8122        $201.61        $163.75
--------------------------------------------------------------------------------
   2        $ 12.89        $ 11.21       1.1499        $112.19        $129.00
--------------------------------------------------------------------------------
   3        $ 12.89        $ 15.50       0.8316        $183.40        $152.51
--------------------------------------------------------------------------------
   4        $ 12.89        $ 10.13       1.2725        $ 99.06        $126.05
--------------------------------------------------------------------------------
   5        $ 12.89        $  8.00       1.6113        $ 91.41        $147.28
--------------------------------------------------------------------------------
   6        $ 12.89        $ 15.81       0.8153        $175.69        $143.24
--------------------------------------------------------------------------------
   7        $ 12.89        $  6.02       2.1412        $ 65.35        $139.93
--------------------------------------------------------------------------------
   8        $ 12.89        $ 13.70       0.9409        $131.15        $123.40
--------------------------------------------------------------------------------
   9        $ 12.89        $  6.43       1.0155        $ 59.58        $122.45
--------------------------------------------------------------------------------
  10        $ 12.89        $ 11.76       1.0961        $141.51        $155.11
--------------------------------------------------------------------------------
  11        $ 12.89        $  8.87       1.4532        $ 96.98        $140.93
--------------------------------------------------------------------------------
  12        $ 12.89        $  6.59       1.9560        $ 69.32        $135.59
--------------------------------------------------------------------------------
  13        $ 12.89        $  7.49       1.7210        $ 71.37        $122.83
--------------------------------------------------------------------------------
  14        $ 12.89        $  9.27       1.3905        $ 77.10        $107.21
--------------------------------------------------------------------------------
  15        $ 12.89        $  9.84       1.3100        $ 99.85        $130.80
--------------------------------------------------------------------------------
  16        $ 12.89        $  7.81       1.6504        $ 78.13        $128.95
--------------------------------------------------------------------------------
  17        $ 12.89        $  6.65       1.9383        $ 60.48        $117.23
--------------------------------------------------------------------------------
  18        $ 12.89        $ 12.11       1.0644        $128.83        $137.13
--------------------------------------------------------------------------------
  19        $ 12.89        $  9.84       1.3100        $103.55        $135.65
--------------------------------------------------------------------------------
  20        $ 12.89        $ 14.94       0.8628        $169.42        $146.17
--------------------------------------------------------------------------------
  21        $ 12.89        $  9.00       1.4322        $ 97.53        $139.68
--------------------------------------------------------------------------------
  22        $ 12.89        $  7.93       1.6255        $ 83.67        $136.00
--------------------------------------------------------------------------------
  23        $ 12.89        $ 18.43       0.6994        $174.03        $121.72
--------------------------------------------------------------------------------
  24        $ 12.89        $  6.49       1.9861        $ 67.62        $134.30
--------------------------------------------------------------------------------
  25        $ 12.89        $  9.37       1.3757        $ 93.69        $128.89
--------------------------------------------------------------------------------
  26        $ 12.89        $  7.24       1.7804        $ 78.30        $139.40
================================================================================
Survey
 Mean:                                                                $134.82
================================================================================

      After adjustments for these economic differences, the sales presented reflect a range from approximately $107.21 to $163.75 per square foot with a mean of approximately $134.82 per square foot. In terms of age, size, occupancy, tenant mix, and anchor/shop tenant ratio, Sale Nos. 3, 5, 6, and 10 are judged most comparable to the subject. Each of the comparables is situated in California with the most comparable locational demographics. After adjustments, these improved property sales show adjusted unit rates ranging between $143 and $155 per square foot of gross leasable area.

      The sale price per square foot of gross leasable area, including land, implicitly contains both the physical and economic factors of the value of a shopping center. Such statistics, however, do not explicitly convey by themselves many of the details surrounding a specific income producing property like the subject. Nonetheless, the process we have undertaken

================================================================================


                                      -49-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       Sales Comparison Approach
================================================================================

here is an attempt to quantify the unit price based upon the subject's income producing potential.

      The subject is viewed as being the dominant power/community center in an area with excellent demographics, and limited competition. It is well leased with several tenants that are unique to the market. Continued upside exists through the potential for overage rents as the center matures.

      Considering the characteristics of the subject relative to the above, we believe that a unit rate at the middle of the range of $145 to $150 per square foot is appropriate. Applying this unit rate range to 427,477 square feet results in a value of approximately $64,160,000 to $66,370,000 for the subject property.

================================================================================


                                      -50-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 INCOME APPROACH
================================================================================

Introduction

      The Income Approach is based upon the economic principle that the value of a property capable of producing income is the present worth of anticipated future net benefits. The net income projected is translated into a present value indication using the capitalization process. There are various methods of capitalization that are based on inherent assumptions concerning the quality, durability, and pattern of the income projection.

      There the pattern of income is irregular due to existing leases that will terminate at staggered, future dates, or to an absorption or stabilization requirement on a newer development, the discounted cash flow analysis is the most applicable.

      Discounted Cash Flow Analysis (DCF) is a method of estimating the present worth of future cash flow expectancies by individually discounting each anticipated collection at an appropriate discount rate. The indicated market value by this approach is the accumulation of the present worth of future projected years' net income (before income taxes and depreciation) and the present worth of the reversion of the estimated property value at the end of the projection period. The estimated value of the reversion at the end of the projection period is based on the capitalization of the next year's projected net income.

      A second method of valuation, using the Income Approach, is to directly capitalize a stabilized net income based on rates extracted from the market or built up through mortgage equity analysis. This is a valid method of estimating the market value of the property as of the achievement of stabilized operations. In the case of the market value of the subject, operations are considered to be at stabilization. Thus, the direct capitalization method will provide additional support in the valuation process.

Discounted Cash Flow

      The Discounted Cash Flow produces an estimate of value through an economic analysis of the subject property in which the net income generated by the asset is converted into a capital sum at an appropriate rate. First, the revenues which a fully informed investor can expect the subject to produce over a specified time horizon are established through an analysis of the current rent roll, as well as the rental market for similar properties. Second, the projected expenses incurred in generating these gross revenues are deducted. Finally, the residual net income is discounted into a capital sum at an appropriate rate which is indicative of the subject property's current value in the marketplace.


================================================================================


                                      -51-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                          CARMEL MTN PLAZA 1997 UPDATE
                            PROJECT DESIGNATOR: SD07
                            REVISION: 7/16/97 @ 15:30
                             ANNUAL CASH FLOW REPORT
                          BEGINNING 7/1/97 FOR 11 YEARS

                       FY1998        FY1999        FY2000        FY2OO1        FY2002        FY2003        FY2004        FY2005
INCOME
MINIMUM RENT:
ALL TENANTS           5,927,633     6,119,215     6,359,796     6,457,564     6,586,452     6,635,966     6,598,733     7,079,454
FREE RENT               (10,001)      (34,458)      (37,276)      (20,975)      (12,001)       (8,541)      (98,495)     (107,161)
                      ---------     ---------     ---------     ---------     ---------     ---------     ---------     ---------
TOTAL MINIMUM RENT    5,917,632     6,084,757     6,322,520     6,436,589     6,574,451     6,627,425     6,500,238     6,972,293

RECOVERIES:
CAM                     748,703       766,796       802,567       835,102       867,604       898,158       901,229       954,934
REAL ESTATE TAXES       915,386       922,745       946,538       968,326       990,910     1,010,017     1,001,783     1,025,311
INSURANCE               235,120       240,206       250,182       259,765       269,705       279,054       280,008       291,331
CPI ADJ INDEX:CPI         1,283        16,537        69,235       131,060       210,426       276,033       393,972       799,683
                      ---------     ---------     ---------     ---------     ---------     ---------     ---------     ---------
TOTAL RECOVERIES      1,900,492     1,946,284     2,068,522     2,194,253     2,338,645     2,463,262     2,576,992     3,071,259

OVERAGE RENT             11,827        12,233        12,096        14,525        16,207        17,941        19,735        14,936

SALES VOLUME (000)       73,639        75,526        78,117        81,500        84,528        87,459        88,752        91,785
                      ---------     ---------     ---------     ---------     ---------     ---------     ---------     ---------
GROSS RENTAL
 INCOME               7,829,951     8,043,274     8,403,138     8,645,367     8,929,303     9,108,628     9,096,965    10,058,488
VACANCY ALLOWANCE      (123,890)     (124,363)     (132,779)     (139,055)     (144,912)     (148,516)     (143,677)     (166,546)
                      ---------     ---------     ---------     ---------     ---------     ---------     ---------     ---------
TOTAL INCOME          7,706,061     7,918,911     8,270,359     8,506,312     8,784,391     8,960,112     8,953,288     9,891,942

EXPENSES
TOTAL CENTER CAM        578,449       598,694       619,649       641,336       663,783       687,016       711,061       735,948
TOTAL RE TAXES          884,202       901,886       919,923       938,322       957,088       976,230       995,754     1,015,670
TOTAL CENTER INS        228,748       236,754       245,041       253,617       262,494       271,681       281,190       291,032
MANAGEMENT FEE          313,199       321,731       336,124       345,813       357,171       364,345       363,879       402,339
                      ---------     ---------     ---------     ---------     ---------     ---------     ---------     ---------
TOTAL EXPENSES        2,004,598     2,059,065     2,120,737     2,179,088     2,240,536     2,299,272     2,351,884     2,444,989
                      ---------     ---------     ---------     ---------     ---------     ---------     ---------     ---------

NET OPERATING
  INCOME              5,701,463     5,859,846     6,149,622     6,327,224     6,543,855     6,660,840     6,601,404     7,446,953

ALTERATIONS              11,538       302,388        47,350        26,706        16,834        10,369       422,734       147,184
COMMISSIONS              26,551        91,489        98,967        55,689        31,862        22,676       242,588       284,510
STRUCTURAL RESERVE       66,372        68,695        71,099        73,588        76,163        78,829        81,588        84,444
                      ---------     ---------     ---------     ---------     ---------     ---------     ---------     ---------
CASH FLOW             5,597,002     5,397,274     5,932,206     6,171,241     6,418,996     6,548,966     5,854,494     6,930,815


                         FY2006        FY2007        FY2008
INCOME
MINIMUM RENT:
ALL TENANTS             7,347,955     7,452,189     7,512,905
FREE RENT                 (21,437)      (27,746)      (23,922)
                        ---------     ---------     ---------
TOTAL MINIMUM RENT      7,326,518     7,424,443     7,488,983

RECOVERIES:
CAM                     1,014,531     1,055,215     1,091,880
REAL ESTATE TAXES       1,067,180     1,093,504     1,113,231
INSURANCE                 307,938       320,125       330,803
CPI ADJ INDEX:CPI       1,019,261     1,203,016     1,411,806
                        ---------     ---------     ---------
TOTAL RECOVERIES        3,408,910     3,671,860     3,947,720

OVERAGE RENT               17,248        19,245        16,561

SALES VOLUME (000)         96,681       100,393       103,488
                        ---------     ---------     ---------
GROSS RENTAL
INCOME                 10,752,676    11,115,548    11,453,264
VACANCY ALLOWANCE        (185,287)     (194,988)     (201,958)
                        ---------     ---------     ---------
TOTAL INCOME           10,567,389    10,920,560    11,251,306

EXPENSES
TOTAL CENTER CAM          761,706       788,366       815,959
TOTAL RE TAXES          1,035,983     1,056,702     1,077,837
TOTAL CENTER INS          301,218       311,760       322,672
MANAGEMENT FEE            430,107       444,622       458,130
                        ---------     ---------     ---------
TOTAL EXPENSES          2,529,014     2,601,450     2,674,598

NET OPERATING
  INCOME                8,038,375     8,319,110     8,576,708

ALTERATIONS                26,409        36,859        28,933
COMMISSIONS                56,910        73,665        63,512
STRUCTURAL RESERVE         87,399        90,458        93,624
                        ---------     ---------     ---------
CASH FLOW               7,867,657     8,118,128     8,390,639

                                                                 Income Approach
================================================================================

      In this Income Approach to the valuation of Carmel Mountain Plaza, we have utilized a 10 year holding period for the investment with the cash flow analysis commencing on July 1, 1997. Investors typically look at holding periods between 10 and 15 years. We have tested the sensitivity of the present value over a 10 to 15 year time horizon and chosen a 10 year period as being a realistic time to sell. Although an asset such as the subject has a much longer useful life, an investment analysis becomes more meaningful if limited to a time period considerably less than the real estate's economic life, but of sufficient length for an investor. A 10 year holding period for this investment is considered long enough to model the asset's performance and profit from a focused effort on maximizing its tenant mix, but short enough to reasonably estimate the expected income and expenses of the real estate. Please note that our cash flows are provided on a fiscal year basis.

      The revenues and expenses which an informed investor may expect to incur from the subject property will vary, without a doubt, over the holding period. Major investors active in the market for this type of real estate establish certain parameters in the computation of these cash flows and criteria for decision making which this valuation analysis must include if it is to be truly market-oriented. These current computational parameters are dependent upon market conditions in the area of the subject property as well as the expectations of the investment universe for this type of real estate. Cushman & Wakefield regularly surveys these market participants. The results of our most recent Investor Survey are found in the Addenda.

      By forecasting the anticipated income stream and discounting future value at reversion to current value, the capitalization process may be applied to derive a value that an investor would pay to receive that particular income stream. Typical investors price real estate on their expectations of the magnitude of these benefits and their judgment of the risks involved. Our valuation endeavors to reflect the most likely actions of typical buyers and sellers of property interest similar to the subject. In this regard we see the subject as an important long term investment opportunity for a competent shopping center owner/developer.

      An analytical real estate computer model that simulates the behavioral aspects of the property and examines the results mathematically is employed for the discounted cash flow analysis. In this instance, it is the PRO-JECT +plus software model. Since investors are the basis of the marketplace in which the subject property will be bought and sold, this type of analysis is particularly germane to the appraisal problem at hand. On the facing page is a summary of the expected annual cash flows from the operation of the subject over the stated investment holding period. Following is a detailed discussion of the components which form the basis of this analysis.

Potential Gross Revenues

      The total potential gross revenues generated by the subject property are composed of a number of distinct elements; minimum rent determined by lease agreement, additional overage rent based upon a percentage of retail sales, and reimbursement of certain expenses incurred in the ownership and operation of the real estate.

      The minimum base rent represents a legal contract establishing a return to the investors in the real estate, while the passing of certain expenses onto tenants serves to maintain this return in an era of continually rising costs of operation. The additional rent based upon a

================================================================================


                                      -52-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

percentage of retail sales experienced at the subject property serves to preserve the purchasing power of the residual income to an equity investor over time. In the initial year of the investment (Fiscal Year 1998), it is projected that the subject property will generate approximately $7,829,951 in potential gross revenues, equivalent to $17.70 square foot of total appraised GLA of 442,477 square feet. These forecasted revenues may be allocated to the following components:

    =======================================================================
                                Carmel Mountain Plaza
                                   Revenue Summary
                        Initial Year of Investment - FY 1998
    =======================================================================
     Revenue Component           Amount         Unit Rate     Income Ratio
    =======================================================================
        Minimum Rent           $5,918,915         $13.38            76%
        Overage Rent           $   11,827         $ 0.03             1%
     Expense Recoveries        $1,899,209         $ 4.29            23%
           Total               $7,829,951         $17.70         100.0%
    =======================================================================

Minimum Rental Income

      The minimum rent produced by the subject property is derived from that paid by the various tenant types. The projection utilized in this analysis is based upon the actual rent roll and our projected leasing schedule in place as of the date of appraisal, together with our assumptions as to the absorption of vacant space (if applicable) market rent growth, and renewal/turnover probability.

      The rental income which an asset such as the subject property will generate for an investor is analyzed as to its quality, quantity and durability. The quality and probable duration of income will affect the amount of risk which an informed investor may expect over the property's useful life. The segregation of the income stream along these lines allows us to control the variables related to the center's forecasted performance with greater accuracy. Each tenant type lends itself to a specific weighting of these variables as the risk associated with each varies.

      The minimum rents forecasted at the subject property are essentially derived from various tenant categories: anchor tenant revenues consisting of base rent obligations, tenant revenues consisting of all in-line shops and ground or base rent paid by outparcel tenants.

      In our investigation and analysis of the marketplace, we have surveyed, and ascertained where possible, rent levels being commanded by competing centers. However, it should be recognized that large retail shopping centers are generally considered to be separate entities by virtue of age and design, accessibility, visibility, tenant mix and the size and purchasing power of the trade area. Consequently, the best measure of minimum rental income can sometimes be its actual rent roll leasing schedule.

      Rent from the tenants consists of contractual obligations of the space leases. Aggregate rent in the initial year of the holding period is shown to be $5,930,742 or $13.40 per square foot based upon a total appraisal GLA of 442,477 square feet. As such, our analysis of recently negotiated leases for tenants at the subject provides important insight into perceived

================================================================================


                                      -53-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                              CARMEL MOUNTAIN PLAZA
                                LEASING OVERVIEW

           Tenant                   Sq. Ft.    Rent/Sq. Ft.    % Change      Term           Comments
           ------                   -------    ------------    --------      ----           --------
First Quarter New Leasing Activity

 Thai Go                             2,658        $26.25           3.1%     5 years    4% annual rent steps

 Wavelines Surf (assignment)         1,985        $25.50          14.5%    10 years

 Chop House (assignment)             1,800        $28.25           8.8%    10 years   Annual rent step based
                                                                                       on CPI after 2nd year

First Quarter Renewed Leases

 Top 10 Athletic Shoes               1,200        $26.00           8.3%     3 years

Current Prospects

 Jade Beauty                         2,550        $24.00                    5 years

 Ritz Camera                         1,500        $26.00                    3 years

 Mother's Work                       1,200        $26.00                    5 years

                                                                 Income Approach
================================================================================

market rent levels for the center. This is of particular importance since tenants are cognizant of the center's position in the market and are factoring this knowledge into their lease negotiations. Inasmuch as a tenant's ability to pay rent is based upon expected sales achievement, the level of negotiated rents is directly related to the tenant's perception of expected performance at the property.

      We would expect to see a general pattern of an inverse relationship between suite size and rent. That is, as the suite size increases, the average unit base rent achieved declines. Overall, for the 442,477 +/- square feet of GLA surveyed, the average attained base rent for the center is shown to be $13.38 per square foot in fiscal year 1998. The objective here is to demonstrate a reasonably quantifiable pattern between suite size and rent. Anchors have attained the lowest base rent while the in-line tenant suites have achieved rents ranging from $19.20 to $28.20 per square foot. As such, a declining rent trend relative to suite size is generally in evidence.

      Of the anchors at Carmel Mountain Plaza, Kmart is the largest at 107,870 square feet paying a ground rent of $3.15 per square foot per year. Their lease is not due to expire until 2018 and includes numerous options at increased rental rates. Sportmart occupies 40,672 square feet paying a base rent of $9.44 per square foot per year. Their lease is not due to expire until 2018 and includes numerous options at increased rental rates. Barnes & Noble pays the highest unit rate of the anchors at $21.00 per square foot on an initial 9 year lease. The remaining seven anchor leases range from $11.00 to $16.64 per square foot with lease terms ranging from 10 to 20 years, each with several five year options.

      These lease transactions implicitly support the assumption that, typically, there is an inverse correlation between unit rates and the amount of space being leased, and they reflect average rates. We recognize that, in practice, there are unit rate gradations with tenant categories based on such attributes as location within the center, unit frontage and depth, tenant type and credit worthiness, concessions/tenant allowances, etc. However, as the tenant mix and configuration may not be fixed over time, it is more appropriate to estimate what the average base rental levels paid at the property would be for the different tenant categories.

Subject Leasing Activity

      Leasing at the subject property has been limited over recent months given the limited amount of space available over the past two years. As of the date of value, the subject is 100.0 percent leased. Most leases commenced in 1994 upon completion. On the facing page is a chart showing the most recent leasing activity at the subject property. This summary shows lease rates for in-line space between $24.00 and $28.25 per square foot.

      The following is a discussion of the current leasing status for in-line space with the competitive centers.

Analysis of Market Leases

      A survey of local retail properties is presented in the chart on the facing page for comparison with the subject property. These are retail centers of various sizes and quality located throughout the Carmel Mountain Ranch area. Each of the comparables is situated

================================================================================


                                      -54-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

along Carmel Mountain Road, the area's primary commercial-retail arterial. The smallest center contains approximately 44,272 square feet and is considered to be a neighborhood-oriented facility. The largest center is Carmel Mountain Ranch Town Center, a 172,522+/- square foot center anchored by Ralphs Supermarket and Payless Drug. Larger, community and power-oriented centers will have anchors such as discount department stores, category killers, big box users, and grocery outlets, while neighborhood centers will typically only have one grocery type anchor. Most rates compiled are triple net whereas tenants pay a pro-rata share of common area maintenance charges.

      Rental No. 1 pertains to Carmel Mountain Gateway Plaza, located across the street from the subject on the southwest corner of Carmel Mountain Road and Rancho Carmel Drive. This center opened in 1994 and is currently fully occupied. Triple net charges are running $0.30 per square foot. No new leases have commenced within the past 6 months. Current in-place rents in the center reportedly range between $18.00 and $24.00 per square foot. This comparable is judged similar to the subject in terms of quality, location and exposure. However, its anchor tenant draw is judged inferior to the subject.

      Rental No. 2 applies to Carmel Mountain Ranch Home Center located on the northeast corner of Carmel Mountain Road and Highland Ranch Road across the street from the subject. This 122,174 square foot center is anchored by Home Depot. Triple net charges are estimated at $0.31 per square foot. This comparable is currently fully occupied. Although no recent transactions have occurred within the center, actual rents for in-line space typically range from $18.00 to $27.00 per square foot. This center is currently 97.4 percent occupied with 3,200 square feet available with an asking rent of $2.00 per square foot
(NNN). This comparable is judged similar to the subject in terms of quality, location and exposure. However, its anchor tenant draw is judged inferior to the subject.

      Rental No. 3 relates to Carmel Mountain Ranch Town Center located on the northeast corner of Carmel Mountain Road and Stoney Peak Drive across the street from the subject. This 172,522 square foot center is anchored by Ralphs Supermarket and Payless Drug. Leases typically range from $21.00 to $27.00 per square foot. The center is currently 97.2 percent occupied with 4,835 square feet available with asking rates between $22.20 and $27.00 per square foot
(NNN). This comparable is judged similar to the subject in terms of quality, location and exposure. However, its anchor tenant draw is judged inferior to the subject.

      Rental No. 4 applies to Price Club Plaza located on the northwest corner of Carmel Mountain Road and Conference Way across the street from the subject. This 157,000 square foot center is anchored by Price Club. Leases in the center range between $15.00 and $22.20 per square foot. This center is currently fully occupied. Triple net charges are estimated at $0.29 per square foot.

      Overall, market area rental rates presented in the previous discussion reflect a range between $15.00 and $27.00 per square foot triple net for in-line space. Typical leases run three to ten years with annual CPI escalations or fixed increases. Tenant improvement allowances are negotiable, typically ranging from $4.00 to $8.00 per square foot for new tenants and none to $1.50 per square foot for renewing tenants, although no real allowances were quoted. Relative to the subject, these properties represent comparable retail projects in the Carmel

================================================================================


                                      -55-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================
                        SUMAMRY OF LARGER TENANT LEASES
                       GREATER SOUTHERN CALIFORNIA REGION

=================================================================================================================
Item                                                                                     Leased    Lease    Term
 No.  Tenant                Property                              Location              Area (SF)   Date   (Yrs.)
=================================================================================================================
  1   Best Buy              Ocean Gate & 147th St.                Hawthorne, CA           54,700   Jul-95    20
-----------------------------------------------------------------------------------------------------------------
  2   Orchard Supply Hard.  The Quad @ Wittier                    Whittier, CA            50,080   Oct-95    20
-----------------------------------------------------------------------------------------------------------------
  3   Best Buy              Marketplace @ The Lakes               West Covina, CA         45,000   Nov-94    15
-----------------------------------------------------------------------------------------------------------------
  4   Orchard Supply Hard.  SWC PCH & Anza Avenue                 Torrance, CA            41,000   Jun-95    10
-----------------------------------------------------------------------------------------------------------------
  5   Linens N' Things      Janas Marketplace                     Thousand Oaks, CA       38,000   Jan-95    15
-----------------------------------------------------------------------------------------------------------------
  6   Ofice Max             SWC PCH & Torrance Blvd.              Torrance, CA            37,000   Apr-96   6.4
-----------------------------------------------------------------------------------------------------------------
  7   Ross Dress For Less   Gateway Shopping Center               Santa Ana, CA           27,200   Nov-95    10
-----------------------------------------------------------------------------------------------------------------
  8   Petsmart              Gateway Shopping Center               Santa Ana, CA           26,040   Aug-95    15
-----------------------------------------------------------------------------------------------------------------
  9   Barnes & Noble        Free-Standing Building                Burbank, CA             25,000   Mar-95    10
-----------------------------------------------------------------------------------------------------------------
 10   Staples               Gateway Shopping Center               Santa Ana, CA           24,489   Nov-95    15
-----------------------------------------------------------------------------------------------------------------
 11   Staples               8951 Tampa Avenue                     Northridge, CA          22,886    1995     10
-----------------------------------------------------------------------------------------------------------------
 12   Sav-On Drugs          1615 West Verdugo Avenue              Burbank, CA             19,048   Mar-96    20
-----------------------------------------------------------------------------------------------------------------
 13   Michael's             Puente Hills Town Center              City of Industry, CA    18,000   Sep-95    10
-----------------------------------------------------------------------------------------------------------------
 14   Sav-On Drugs          NEC Lyons Ave. & Orchard Village      Santa Clarita, CA       18,000   Sep-95    10
-----------------------------------------------------------------------------------------------------------------
 15   Sav-On Drugs          SWC Harbor Blvd. & Adams Ave.         Costa Mesa, CA          16,853   Apr-96    20
-----------------------------------------------------------------------------------------------------------------
 16   Sav-On Drugs          NWC Van Nuys Blvd. & Chase St.        Panorama City, CA       16,533   Jun-95    25
-----------------------------------------------------------------------------------------------------------------
 17   Sav-On Drugs          29995 Alicia Parkway                  Laguna Niguel, CA       15,000   Apr-96    20
-----------------------------------------------------------------------------------------------------------------
 18   Krause's Sofa         8953 Tampa Avenue                     Northridge, CA          12,500    1995     10
-----------------------------------------------------------------------------------------------------------------
 19   Claim Jumper Rest.    Confidential Location                 South Bay               10,500   Jul-95    20
-----------------------------------------------------------------------------------------------------------------
 20   Pic N Save            Norwalk Town Square                   Norwalk, CA             21,000   Jun-95   10.8
-----------------------------------------------------------------------------------------------------------------
 21   Parts USA/Pep Boys    Norwalk Town Square                   Norwalk, CA             16,288   Jun-95    10
-----------------------------------------------------------------------------------------------------------------
 22   Cost Plus, Inc.       SEC Westlake & Thousand Oaks Blvds.   Thousand Oaks, CA       18,930   Jan-97    15
-----------------------------------------------------------------------------------------------------------------
 23   Barnes & Noble        SEC Westlake & Thousand Oaks Blvds.   Thousand Oaks, CA       20,600   Nov-96    10
-----------------------------------------------------------------------------------------------------------------
 24   Club Disney           SEC Westlake & Thousand Oaks Blvds.   Thousand Oaks, CA       27,910   Feb-97    15
-----------------------------------------------------------------------------------------------------------------
 25   Bristol Farms         SEC Westlake & Thousand Oaks Blvds.   Thousand Oaks, CA       31,578   Nov-96    20
-----------------------------------------------------------------------------------------------------------------
 26   Old Navy              La Cienega & 3rd                      Los Angeles, CA         15,711   Nov-94     5
-----------------------------------------------------------------------------------------------------------------
 27   Petsmart              Robertson & Pico                      Los Angeles, CA         11,483   Mar-97    15
=================================================================================================================


================================================================================
Item                       Annual
 No. Tenant                Rent/SF  Rent Adjustment
================================================================================
  1  Best Buy              $18.00   Fixed Increases every 5 years
--------------------------------------------------------------------------------
  2  Orchard Supply Hard.  $11.78   Jan. 2000: $12.93; Jan. 2011: $14.19
--------------------------------------------------------------------------------
  3  Best Buy              $13.75   Yrs. 11-20: $14.25/SF
--------------------------------------------------------------------------------
  4  Orchard Supply Hard.  $10.32   Fixed Increases every 5 years
--------------------------------------------------------------------------------
  5  Linens N' Things       $9.12   Yrs. 6-10: $9.96; Yrs. 11-15: $10.92
--------------------------------------------------------------------------------
  6  Ofice Max             $15.60   None
--------------------------------------------------------------------------------
  7  Ross Dress For Less   $11.00   Yrs. 6-10: $12.00/SF
--------------------------------------------------------------------------------
  8  Petsmart              $12.12   Yrs. 6-10: $12.72/SF; Yrs. 11-15: $13.32/SF
--------------------------------------------------------------------------------
  9  Barnes & Noble        $18.96   Year 6: $21.80
--------------------------------------------------------------------------------
 10  Staples               $12.75   Yrs. 6-10: $14.03; Yr. 11: cum. CPI
--------------------------------------------------------------------------------
 11  Staples               $18.00   3% cum. CPI @ Yr. 6
--------------------------------------------------------------------------------
 12  Sav-On Drugs          $12.72   Yr. 11: $1.17/SF; Yr. 16: $1.28/SF
--------------------------------------------------------------------------------
 13  Michael's              $9.48   Yrs. 6-10: $10.56
--------------------------------------------------------------------------------
 14  Sav-On Drugs          $13.56   None
--------------------------------------------------------------------------------
 15  Sav-On Drugs          $12.12   10% increases in yrs. 11 & 16
--------------------------------------------------------------------------------
 16  Sav-On Drugs          $12.46   None
--------------------------------------------------------------------------------
 17  Sav-On Drugs           $9.96   $0.92 - $1.06
--------------------------------------------------------------------------------
 18  Krause's Sofa         $18.00   Annual CPI
--------------------------------------------------------------------------------
 19  Claim Jumper Rest.    $11.85   Cum. CPI every 5 years, capped @ 12.5%
--------------------------------------------------------------------------------
 20  Pic N Save             $8.00   Year 6: $8.80
--------------------------------------------------------------------------------
 21  Parts USA/Pep Boys     $9.76   Yrs. 6-10 $10.83/SF/Annum
--------------------------------------------------------------------------------
 22  Cost Plus, Inc.       $18.00   Yrs. 6-10: $20.25; Yrs. 11-15: $22.78
--------------------------------------------------------------------------------
 23  Barnes & Noble        $23.76   None in base term
--------------------------------------------------------------------------------
 24  Club Disney           $18.68   15% every 5 years
--------------------------------------------------------------------------------
 25  Bristol Farms         $20.10   CPI every 5 years - 20% Cap.
--------------------------------------------------------------------------------
 26  Old Navy              $17.04   5 yr. option @ $19.52; 5 yr. option @ $22.37
--------------------------------------------------------------------------------
 27  Petsmart              $22.00   Yr. 6: $24.20; Yr. 11: $26.62
================================================================================

                                                                 Income Approach
================================================================================

Mountain Ranch area that compete to some degree with Carmel Mountain Plaza. Although the properties vary by location and configuration with respect to the subject, the reporting lease rates generally support those at Carmel Mountain Plaza.

Conclusion - Minimum Rent for In-Line Shops

      From the data, it is clear that current market rents at Carmel Mountain Plaza are well supported by other competing properties as well as recent leasing activity in the center itself. The property enjoys an accessible location within a growing trade area which should only be strengthened by future commercial development along Interstate 15. Carmel Mountain Plaza has a strong occupancy level with no absorption of vacant space necessary for this analysis. As such, the subject property should remain a viable shopping destination to a healthy trade area into the foreseeable future.

      After considering all of the above, relative to the subject's position in the market, we have utilized the following market rental rate assumptions for in-line space at Carmel Mountain Plaza.

            ========================================================
                            Market Rent Projections
            ========================================================
                Suite Size        Rental Rate Range     Market Rate
            --------------------------------------------------------
             Under   1,000 SF     $22.80 to $84.42         $28.00
            --------------------------------------------------------
             1,001 - 2,000 SF     $22.00 to $28.20         $26.00
            --------------------------------------------------------
             2,001 - 3,000 SF     $21.63 to $26.71         $24.00
            --------------------------------------------------------
             3,001 - 5,000 SF     $19.20 to $24.72         $22.00
            --------------------------------------------------------
             5,001 - 7,000 SF     $16.36 to $19.32         $20.00
            --------------------------------------------------------
                7,000+ SF               N/A                $18.00
            ========================================================

Anchor Tenant Leases

      Given the relatively recent commencement and extended terms of the subject's anchor tenant leases, we have not performed an extensive analysis of the subject's anchor rents. In the Addenda is a summary chart highlighting lease rates for anchor type tenants in community and power-oriented retail centers within the Southern California area. The survey has been expanded to include a larger regional scope. As can be seen, the leases typically range between $8.00 and $23.76 per square foot on an annual basis with 10 to 20 year terms being typical. The leasing broker for the Courtyard at Carmel Mountain Ranch (recently completed; adjacent to the subject) indicated that the contract rents for Staples, Linens & Things, PetCo, and Borders Books average $1.25 per square foot
(NNN). These rates are make up the high end for the area given that future retail development is limited. These tenants have therefore paid a premium to occupy the relatively only remaining larger retail space within the area. Overall, the anchor tenant leases support the subject's major tenant leases.

The following is a discussion of anchor leases at the subject property.

      o Pacific Theaters, a regional theater operator, signed a lease in July, 1993 for 34,561+/- square feet. Per agreement, the tenant pays a current monthly rent of $47,917, or $1.39/SF (NNN) for a 20 year term with annual CPI increases.

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                                                                 Income Approach
================================================================================

            Tenant is responsible for all CAM charges plus a 10 percent administrative fee. The tenant is entitled to two successive options of five years each.

      o Sportmart signed a lease for 40,000+/- square feet in November 1993. This lease is for 15 years with three successive options of five years each. Sportmart pays a monthly rent of $32,845, or $0.82/SF
            (NNN) for the first five years, stepping to $36,045 (0.90/SF) in year 6 and $39,565 ($0.99/SF) in year 11. Each option incurs an escalation in rent as well. Sportmart is also obligated to pay a pro-rata share of CAM, tax, and insurance expenses plus a 7% administrative fee.

      o Circuit City occupies 30,973+/- square feet from a lease which commenced in November 1993. The tenant's term is for 15.2 years with three successive five year option periods. The tenant pays a monthly rent of $32,418, or $1.05/SF with fixed increases every five years ($1.15/SF and $1.27/SF, in years 6 and 11 respectively). Tenant is required to pay a pro-rata share of CAM, tax, and insurance plus a 12% administrative fee.

      o Marshalls signed a lease for a 28,760+/- square feet which commenced in October 1993 for a 15.3 year term with two five year options. The tenant pays a current monthly rent of $0.96 per square foot with fixed increases to $1.00/SF, $1.13/SF, $1.27/SF, and $1.42/SF in January 1997, 2002, 2005, and 2008, respectively. In addition to minimum rent, tenant is obligated to pay a pro-rata share of CAM, tax, and insurance plus a 6 percent administrative fee.

      o Ross Dress For Less leased 24,000 square feet under a lease which commenced in April 1993. The lease runs for 10.8 years with three five year option periods. The tenant pays a monthly rent of $0.92/SF with a fixed increase applied to $1.05 in February, 1999. The tenant pays a pro-rata share of common area expenses, real estate taxes, and insurance plus a 12 percent administrative fee.

      o Michaels signed a July 1993 lease for 22,969 square feet for a 10 year term with two successive option periods of five years each. Tenant pays a minimum rent of $1.00 per square foot which increases to $1.13 per square foot in year 6. The tenant is also required to pay its pro-rata share of CAM, tax, and insurance expenses plus a 15 percent administrative fee.

      o Barnes & Noble signed a lease for 13,916 square feet in October 1993 for a 10 year term with two successive option periods of five years each. Tenant pays a minimum rent of $1.75 per square foot which increases to $2.01 per square foot in year 6. The tenant is also required to pay its pro-rata share of CAM, tax, and insurance expenses plus a 12 percent administrative fee.

Outparcel (Ground) Lease

      The subject property has one outparcel site which we have reflected as being under ground lease terms for this analysis. K-Mart is on a 25-year ground lease, paying $0.26 per square foot of building area (107,870 square feet). This rate escalates to $0.29 after five years.

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                                                                 Income Approach
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The tenant also pays a contribution for CAM and a pro-rata share of taxes with a
10.0 percent administrative fee. Tenant has six five-year options to renew.

Lease Terms

      The typical lease term for new retail leases in centers such as the subject generally ranges from three to ten years. Market practice dictates that it is not uncommon to get rent bumps throughout the lease term either in the form of fixed dollar amounts or a percentage increase based upon changes in some index, usually the Consumer Price Index (CPI). Often the CPI clause will carry a minimum (4 percent) annual increase and be capped at a higher maximum (6 to 7 percent) amount. Many leases at the subject property have set increases which escalate rent either annually or on specified dates throughout the lease term. We have reflected an annual escalation method in our analysis for new in-line leases based upon a CPI factor which in this case is 3.50 percent.

Concessions

      Free Rent

      Free rent is an inducement offered by developers to entice a tenant to locate in their project over a competitor's. This marketing tool has become popular in the leasing of retail space, particularly in view of the over-building which has occurred in many markets. Over the past few years, one month free per lease year was prevalent in order to attract tenants.

      For the purposes of our analysis, we have assumed a one month fixturization period on rollover of existing leases. This assumption is a weighted average over the projected holding period taking into account the uncertainty of market conditions and typical market practice.

Tenant Improvement Allowance

      Tenant build-out allowances are another form of inducement to tenants. A review of local environs suggests that a tenant workletter is not typically offered but often times given as part of tenant negotiation. Some tenants at the subject were provided with build-out allowances in conjunction with the new construction of the center. This is typical of new construction during which tenants are given allowances covered in the construction budget. Generally, allowances vary lease by lease, depending upon build-out requirements and rental rates achieved. For this analysis, new tenants to the center are given an allowance of $5.00 per square foot, with renewal tenants receiving no tenant improvement allowance. Based on our renewal probability of 50/50 for in-line space, the tenant allowance at rollover is equal to $2.50 per square foot in FY 1998. No allowance is provided for tenants exercising options.

Absorption

      The subject property is presently 100 percent leased. We are not aware of any pending vacancies. As such, an absorption discussion is not relevant.

Rent Growth Rates

      Market rent will, over the life of a prescribed holding period, quite obviously follow an erratic pattern. A review of investor's expectations regarding income growth shows that

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                                                                 Income Approach
================================================================================

projections generally range between 3.00 and 4.00 percent for retail centers. Cushman & Wakefield's Autumn 1996 survey of pension fund, REITs, bank and insurance companies, and institutional advisors reveals that current income forecasts are utilizing average annual growth rates between zero and 4.0 percent. The low and high mean is shown to be 3.3 and 3.5 percent, respectively (see Addenda for survey results). The Peter F. Korpacz Investor Survey (2nd Quarter 1997) shows slightly more conservative results with average annual rent growth of 2.88 percent.

      The tenants' ability to pay rent is closely tied to its increases in sales. However, rent growth can also be impacted by competition and management's desire to attract and keep certain tenants that increase the center's synergy and appeal. With literally no lease-up to contend with as well as having the newest, most dominant center in the market, management is a formidable position to command higher rents. After considering the above, we have utilized a rent growth rate of 3.5 percent per year over the holding period.

Commissions

      Based upon our analysis of competing properties within the market as well as historic leasing activity at the subject, we have made an allowance for leasing commissions for this assignment. For new leases, a commission of $1.50 per square foot will be charged while renewal leases will not have commission charges. With the 70/30 probability assumption, the blended commission rate for 1996 is $0.45 per square foot of leased area.

Releasing Assumption

      Upon lease expiration of in-line space (no rollover of anchor space anticipated during the holding period), it is our best estimate that there is a 50 percent probability that an existing tenant will renew their lease, while the remaining 50 percent will vacate their space at expiration. Lease terms are for 5 years. Our global market assumptions for non-anchor tenants may be summarized on the following chart.

================================================================================
                              Renewal Assumptions
                               Non-Anchor Tenants
================================================================================
                   Lease                                     Tenant Alterations
 Tenant Type       Term       Rent Steps       Free Rent        & Commissions
================================================================================
In-Line Shops      5 yrs.  Increasing by CPI    1 month              Yes
================================================================================

Overage/Percentage Rent

      In addition to the minimum base rent, tenants will typically contract to pay a percentage of their gross annual sales over a pre-established base amount as overage rent. Most leases have a natural breakpoint. In a few instances, the lease provides for a specified breakpoint sales level. Traditionally, it takes a number of years for a retail center to mature and gain acceptance before generating any sizable percentage income. As a center matures, the level of overage rents typically becomes a larger percentage of total revenue. It is one measure for protecting the equity investor against inflation. The subject has been open since late-1993. We have modeled percentage rent parameters in accordance with historical sales volumes and

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                                                             WAKEFIELD(R)
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                                                                 Income Approach
================================================================================

breakpoints outlined in the actual lease documents. We have assumed 1996 sales volumes growing annually at a similar rate of inflation, or 3.5 percent.

Expense Reimbursement

      By lease agreement, tenants are required to reimburse the lessor for certain operating expenses. Included among these operating items are real estate taxes, insurance, and common area maintenance (CAM). In the first year of the investment, it is projected that the subject property will generate approximately $1,899,209 in reimbursements for these operating expenses. This estimate is equal to approximately $4.29 per square foot of GLA and represents approximately 24 percent of potential gross revenues.

Allowance for Vacancy and Credit Loss

      Both the investor and the appraiser are primarily interested in the cash revenues that an income-producing property is likely to produce annually over a specified period of time rather than what it could produce if it were always 100 percent occupied and all the tenants were actually paying rent in full and on time. It is normally a prudent practice to expect some income loss, either in the form of actual vacancy or in the form of turnover, non-payment, or slow payment by tenants. We have reflected a provision for permanent vacancy and credit loss of 3.0 percent among the existing non-anchor tenants.

      In this analysis we have forecasted that there is a 50 percent probability that an existing tenant will renew their lease and a 50 percent probability that the space will turnover. Upon turnover, we have forecasted rent loss equivalent to six months, weighted for the probability of renewal, to be incurred to account for the time and/or costs associated with bringing the space back on line. Thus, minimum rent as well as all reimbursable income has been reduced by this forecasted probability.

      On balance, the aggregate deductions of all gross revenues reflected in this analysis are based upon overall long-term market occupancy levels and are considered what a prudent investor would allow for credit loss. The remaining sum is effective gross income which an informed investor may anticipate the subject property to produce.

Effective Gross Income

      In the initial year of the investment, effective gross revenues ("Total Income" line on cash flow) are forecasted to amount to approximately $7,706,061: equivalent to $17.41 per square foot of appraised GLA.

================================================================================
                         Effective Gross Revenue Summary
                        Initial Year of Investment - 1996
================================================================================
                                   Aggregate Sum      Unit Rate     Income Ratio
================================================================================
   Potential Gross Income           $7,829,951         $17.69          100.00%
--------------------------------------------------------------------------------
Less: Vacancy and Credit Loss        ($123,890)        $ 0.28            1.58%
--------------------------------------------------------------------------------
   Effective Gross Income           $7,706,061         $17.41           98.42%
================================================================================

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

                                   1996 Operating Results             Budget 1997        IN-PLACE(3) (1996)      IN-PLACE(4) (1997)
                             ----------------------------------   --------------------  ---------------------  ---------------------
                                                                            Per Square             Per Square             Per Square
                             Actual        Budget    $ Variance     Budget      Foot       Budget      Foot       Budget     Foot
                             ------     -----------------------   --------------------  ---------------------  ---------------------
Revenue:
  Rental Income            $5,845,020   $ 5,803,060   $  41,960   $5,913,753   $13.44   $ 5,892,778   $13.39   $ 5,892,778   $13.39
  CAM Recoveries            1,923,824     1,311,115     612,709    1,925,746     4.38     1,923,824     4.37     1,925,741     4.38
  Reserves                   (127,411)      (18,007)   (109,404)     (44,356)   (0.10)     (127,411)   (0.29)      (44,356)   (0.10)
  Other Income                 34,007        10,142      23,865       42,967     0.10        34,007     0.08        42,967     0.10
                           ----------   -----------   ---------   ----------   ------   -----------   ------   -----------   ------
  Total Revenue            $7,675,440   $ 7,106,310   $ 569,130   $7,838,110   $17.82   $ 7,723,198   $17.56   $ 7,817,131   $17.77

Expenses
  Real Estate Taxes        $  875,448   $   459,598   $ 415,850   $  875,448   $ 1.99   $   875,448   $ 1.99   $   875,448   $ 1.99
  Repairs & Maintenance       472,407       313,000     159,407      506,700     1.15       472,407     1.07       506,700     1.15
  Utilities                   132,879       136,500      (3,621)     119,400     0.27       132,879     0.30       119,400     0.27
  Insurance                   225,818       214,104      11,714      223,473     0.51       225,818     0.51       223,473     0.51
  Other Expenses               74,992        91,000     (16,008)       5,000     0.01        74,992     0.17         5,000     0.01
  Management Fees             276,011       287,799     (11,788)     292,444     0.66       276,011     0.63       292,444     0.66
                           ----------   -----------   ---------   ----------   ------   -----------   ------   -----------   ------
  Total Expenses           $2,057,555   $ 1,502,001   $ 555,554   $2,022,465   $ 4.60   $ 2,057,555   $ 4.68   $ 2,022,465   $ 4.60
                           ----------   -----------   ---------   ----------   ------   -----------   ------   -----------   ------
Net Operating Income       $5,617,885   $ 5,604,309   $  13,576   $5,815,645   $13.22   $ 5,665,643   $12.88   $ 5,794,666   $13.17

Other/Structural Reserve
  @ $.10/ft.(1)                11,715        43,994     (32,279)      44,648     0.10        43,994     0.10        43,994     0.10
Tenant Improvmt./Leasing
  Comm.(2)                          0             0           0            0     0.00        70,281     0.16        70,281     0.16
                           ----------   -----------   ---------   ----------   ------   -----------   ------   -----------   ------
Cash Flow                  $5,606,170   $ 5,560,315   $  45,855   $5,770,997   $13.12   $ 5,551,368   $12.62   $ 5,680,391   $12.91
                           ==========   ===========   =========   ==========   ======   ===========   ======   ===========   ======

(1) Stuctural reserve of approximately $0.10/sf for owned space only. Partially reimbursable up to 9% of CAM.

(2) Ongoing tenant improvements/leasing commissions expense based on actual average annual turnover over a five year period @ $5/sf.

(3) In Place 1997 budgeted cash flow using 1996 actual expenses/recoveries and current in-place rents.

(4) In Place 1997 budgeted cash flow using 1997 budgeted expenses/recoveries and current in-place rents.

                                                                 Income Approach
================================================================================

Expenses

      The total expenses incurred in the production of income from the subject property are divided into two categories; reimbursable and non-reimbursable items. The expenses which are reimbursable include real estate taxes, insurance and common area maintenance. The non-reimbursable expenses associated with the subject property include the management fee and miscellaneous expenses. We do note that under many of the existing lease contracts, management is deemed recoverable. Other expenses include a reserve for the replacement of short-lived capital components, leasing commissions and alteration costs associated with leasing space.

Expense Growth Rates

      Expense growth rates are generally forecasted to be more consistent with inflationary trends than necessarily with competitive market forces. The Autumn 1996 Cushman & Wakefield survey of community centers found the low and high mean from each respondent to be 3.4 percent and 3.7 percent, respectively. The Second Quarter 1997 Korpacz survey reports that the range in expense growth rates was from 2.0 percent to 5.0 percent with an average of 4.04 percent, down 37 basis points from one year ago. Unless otherwise cited, expenses are forecasted to grow by 3.5 percent per annum over the holding period.

Reimbursable Operating Expenses

      Provided below is a detailed discussion of the reimbursable expenses forecasted for the subject property.

      Common Area Maintenance - This expense category includes the annual cost of miscellaneous building maintenance contracts, parking lot maintenance, recoverable labor and benefits, landscaping, window cleaning, exterminating, supplies, exterior lighting, trash removal, utilities including common area energy, and other miscellaneous charges. In our analysis, we have forecasted a CAM expense of $568,500, equal to $1.28 per square foot which is consistent with ownership's budget.

      Real Estate Taxes - A complete discussion of real estate taxes was previously presented. As previously discussed, we were not provided with tax bill information from the client. Based on the information provided, we concluded a total tax expense of $875,447.

      Insurance-Insurance projections have been calculated at $0.50 per square foot annually, based upon property and liability insurance with the company carrier, which we are advised, is equal to $224,824 per year. This unit rate is consistent with the property's budget as well as the comparable data presented.

Non-Reimbursable Expenses

      Total annual non-reimbursable expenses at the subject property are projected from accepted practices and industry standards. Again, we have analyzed each item of expenditure in an attempt to project what the typical investor in an property similar to the subject would

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                                                                 Income Approach
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consider reasonable, based upon projected operations, informed opinion and experience. The following is a summary and discussion of non-reimbursable expenses incurred in the operation of subject property for the initial year.

      Management - The annual cost of managing the subject property is projected to be 4.0 percent of minimum rental and percentage income. In the initial year of our analysis, this amount is shown to be $313,199, equivalent to $0.71 per square foot of appraised GLA. This expense is recoverable as an "administrative fee" charged to the majority of the subject tenants via a 10 to 15 percent of total CAM expenses. Our estimate is reflective of a typical management agreement with a firm in the business of providing professional management services. This amount is also considered typical for a retail complex of this size. Our investigation into the market for this property type indicates an overall range of fee of 3 to 5 percent. We have chosen the mid-point of the range as we have reflected leasing commissions separately.

      Alterations - At the expiration of a lease, we have made a provision for the likely expenditure of some monies on ownership's part for tenant improvement allowances. In this regard, we have forecasted a cost of $5.00 per square foot for turnover space (initial cost growing at expense inflation rate) weighted by our turnover probability of 50 percent. For rollover space, the cost is provided for redecorating or moving allowances. Thus, the blended weighted rate is $2.50 per square foot.

      Leasing Commissions - Based upon our analysis of competing properties within the market as well as historic leasing activity at the subject, we have made an allowance for leasing commissions for this assignment. For new leases, a commission of 6 percent of the total aggregate rent over the projected 5 year term while a commission of 3 percent is projected for renewal leases. With the 50/50 probability assumption, the blended commission rate for FY 1998 is 4.5 percent.

      Replacement Reserves - It is customary and prudent to set aside an amount annually for the replacement of short-lived capital items such as the roof, parking lot and certain mechanical items. We have forecasted a replacement reserve estimate of $66,371. On the basis of appraised GLA, this amount is equal to $0.15 per square foot, consistent with industry figures. This figure is increased by the rate of expense growth, or 3.5 percent per year.

Net Income/Net Cash Flow

      The total expenses of the subject property including alterations, commissions, capital expenditures, and reserves are annually deducted from total income, thereby leaving a residual net operating income or net cash flow to the investor in each year of the holding period before debt service. In the initial year of investment, the net operating income is forecasted to be equal to $12.89 per square foot which is equivalent to 74 percent of effective gross income. Deducting other expenses including capital items results in a net cash flow of $12.65 per square foot, equivalent to 73 percent of effective gross income.

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                                                                 Income Approach
================================================================================

================================================================================
                                Operating Summary
                      Initial Year of Investment - FY 1998
================================================================================
                            Aggregate Sum      Unit Rate*      Operating Ratio
================================================================================
Effective Gross Income        $7,706,061         $17.42            100.0%
--------------------------------------------------------------------------------
  Operating Expenses          $2,004,598         $ 4.53             26.0%
--------------------------------------------------------------------------------
      Net Income              $5,701,463         $12.89             74.0%
--------------------------------------------------------------------------------
    Other Expenses            $  104,462         $ 0.24              1.4%
--------------------------------------------------------------------------------
       Cash Flow              $5,597,002         $12.65             72.6%
================================================================================
* Based on total appraised GLA of 442,477+/- SF
================================================================================

=====================
Investment Parameters
=====================

      After projecting the income and expense components of the subject property, investment parameters must be set in order to forecast property performance over the holding period. These parameters include the selection of capitalization rates (both initial and terminal) and application of an appropriate discount or yield rate, also referred to as the internal rate of return (IRR).

Selection of Capitalization Rates

      Overall Capitalization Rate

      The overall capitalization rate bears a direct relationship between net operating income generated by the real estate in the initial year of investment (or initial stabilized year) and the value of the asset in the marketplace. Overall rates are affected by the existing leasing schedule of the property, the strength or weakness of the local rental market, the property's position relative to competing properties, and the risk/return characteristics associated with competitive investments.

      Recent surveys of prominent investors point towards a trend of rising capitalization and discount rates for retail as a general industry segment. Aggressive expansion in certain markets coupled with locational deficiencies and absence of tenant quality have posed problems for some investors in their underwriting.

      In addition, the recent turmoil among many of the nation's largest retail chains has not gone unnoticed by investors. Furthermore, quest for market share has caused many retails to pursue aggressive expansion plans that may have negative long term implications. Equitable Real Estate Investment Management Inc. reports in their Emerging Trends in Real Estate - 1997 that, while power centers are considered one retail property type currently in a growth mode, most respondents feel that the oversupply of this type of retail will impact value gains for these property types to the extent they may lag regional malls in appreciation over a five and ten year time frame.

      The Cushman & Wakefield Autumn 1996 survey reveals that going-in cap rates for Class A Neighborhood/Community Centers range between 8.50 and 10.50 percent, with a low average of 9.30 percent and high average of 9.80 percent, respectively; a spread of 50 basis points. Terminal, or going-out, rates are now
10.00 and 10.40 percent on average.

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                                                                 Income Approach
================================================================================

      For Class A Power Centers, going-in capitalization rates now range from
8.50 to 10.50 percent, with a low average of 9.40 percent and a high average of
9.50 percent. Terminal rates average 9.70 and 10.10 percent for the power center format, while discount rates run 10.50 to 12.00. The low IRR mean is 11.50 percent, with a high mean of 11.70 percent.

================================================================================
                Cushman & Wakefield Valuation Advisory Services
         National Investor Survey - Power Retail Centers - Autumn 1996
================================================================================
Investment          Power Centers and Big Box         Neighborhood/Community
Parameters      ----------------------------------------------------------------
                      Low             High            Low              High
================================================================================
OAR/Going-In      8.50 - 10.50%   9.00 - 10.50%   8.50 - 10.50%     9.00-10.50%
                      9.40%           9.50%           9.30%            9.80%
--------------------------------------------------------------------------------
OAR/Terminal      9.50 - 10.50%   9.50 - 10.50%   9.50 - 10.50%   10.00 - 11.00%
                      9.70%          10.10%          10.00%           10.40%
--------------------------------------------------------------------------------
IRR              10.50 - 15.00%  10.50 - 15.00%  10.00 - 15.00%   10.00 - 15.00%
                     11.50%          11.70%          11.90%           12.10%
================================================================================

      The Second Quarter 1997 Peter F. Korpacz survey of the National Power Center Market finds that overall capitalization rates remained stable while terminal and discount rates rose 8 basis points over the last quarter. Current going-in rates present a range of 8.75 to 10.50 percent, with an average of 9.50 percent. However, the low end of the range increased by 25 basis points to 8.75 percent. Terminal rates suggest a slight spread over going-in rates, with a range of 9.00-11.50 percent and an average of 9.96 percent. The average IRR is shown to be 11.33 percent, with a range between 9.50-12.50 percent. Again the low end of the range increased but this time the spread is by 50 basis points.

================================================================================
                          NATIONAL POWER CENTER MARKET
                              Second Quarter 1997
================================================================================
                                       CURRENT            LAST
       KEY INDICATORS                  QUARTER           QUARTER        YEAR AGO
================================================================================
Free & Clear Equity IRR
================================================================================
RANGE                               9.50 - 12.50%     9.00 - 12.50%        N/A
AVERAGE                                11.33%            11.25%
--------------------------------------------------------------------------------
CHANGE (Basis Points)                    --                +8              N/A
================================================================================
Free & Clear Going-In Cap Rate
================================================================================
RANGE                               8.75 - 10.50%     8.50 - 10.50%        N/A
AVERAGE                                 9.58%             9.58%
--------------------------------------------------------------------------------
CHANGE (Basis Points)                    --                 0              N/A
================================================================================
Residual Cap Rate
================================================================================
RANGE                               9.00 - 11.50%     8.50 - 11.50%        N/A
AVERAGE                                 9.96%             9.88%
--------------------------------------------------------------------------------
CHANGE (Basis Points)                    --                +8              N/A
================================================================================
Source: Peter Korpacz Associates, Inc. Real Estate Investor Survey - Second Qtr.
        1997
================================================================================

      The survey goes on to note that because of overbuilding in many markets, power centers are less enticing to institutional buyers than they were a short time age. Buyer criteria includes a tenant alignment of the dominant category retailers, good demographics with income

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                                                             CUSHMAN &
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                                                     VALUATION ADVISORY SERVICES
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

                                                                 Income Approach
================================================================================

and population growth projected at or above regional norms, and the "A+" location in that particular market. The most desirable center in a particular market is the dominant property which has created a true barrier to entry.

      Overall rates are a function of income growth in a particular income stream. Typically, long term leases which are written for anchor tenants tend to be flat with little or no upside. As such, cap rates tend to be higher in centers which have a higher percentage of big box space (upwards to 100 percent) and lower in centers where a higher percentage (20 to 25 percent) of the GLA is occupied by shorter term in-line stores.

      Most retail properties that are considered institutional grade are existing, seasoned centers with good inflation protection that offer stability in income and are strongly positioned to the extent that they are formidable barriers to new competition. Equally important are centers which offer good upside potential after face-lifting, renovations, or expansion.

      Investors have recognized that the retail landscape has been fundamentally altered by consumer lifestyles changes, industry consolidations and bankruptcies. Trends toward more casual dress at work and consumers growing pre-occupation with their leisure and home lives have created the need for refocused leasing efforts to bring those tenants to the center that help differentiate them from the competition. As such, entertainment, a loosely defined concept, is one of the most common directions new centers have taken with multiplexes, restaurants and other specialty tenants entering the merchandising mix.

      A trend toward bringing in larger specialty and category tenants to the center is also in evidence. The risk from an owners standpoint is finding that mix which works the best. Nonetheless, the effect of these changes have been a rise in rates as investors find it necessary to adjust their risk premiums in their underwriting.

      In the Sales Comparison Approach, our survey of comparable sales showed overall capitalization rates ranging from 8.87 percent to 12.02 percent for good quality community and power centers nationwide. The overall mean for the sales presented is 9.74 percent. From the surveys and comparable sales presented, we conclude that the appropriate going-in capitalization rate is between 9.0 and
9.5 percent.

      Finally, we have considered the subject's position in the market and anchor tenancy. Carmel Mountain Plaza is a well-located specialty power center in an attractive growth market. It has a unique tenant alignment and well matched merchandising mix with several good credit tenants. By virtue of the lease structure with many of the major tenants, rental growth will tend to lag general inflation. The upside will be through the eventual attainment of overage rent, something we have not forecasted due to lack of adequate sales history. Nonetheless, an investor has recognized this real short term potential in the selection of a capitalization rate.

      In our selection of cap rates for the subject property, we have placed specific emphasis on the quality and durability of the forecasted income stream. On balance, we find that the subject can be classified as a good quality, well-located center in an area which has seen recent retail interest.

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                                      -65-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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

                                                                 Income Approach
================================================================================

      Based upon the rate information derived from the comparable sales and investor surveys, we believe that a property with the characteristics of the subject would potentially trade at an overall rate between 9.0 percent.

Terminal Capitalization Rate

      The residual cash flows annually generated by the subject property comprise only the first part of the return which an investor will receive. The second component of this investment return is the pre-tax cash proceeds from the resale of the property at the end of a projected investment holding period. Typically, investors will structure a provision in their analyses in the form of a rate differential over a going-in capitalization rate in projecting a future disposition price. The view is that the improvement is then older and the future is harder to visualize hence a slightly higher rate is warranted for added risks in forecasting. On average, the C&W rate survey shows a 30-60 basis point differential. The Korpacz survey shows a spread of 38 basis points.

      For the subject, however, we do not believe that it is necessary to add points to the terminal rate due to the fact that forecasted income growth is relatively flat and that the subject has the potential to achieve percentage rent in future years.

      Therefore, a projected terminal capitalization rate ranging of 9.50 percent is indicated for the subject property. Thus, this range of rates is applied to the following year's net operating income before reserves, capital expenditures, leasing commissions and alterations as it would be the first received by a new purchaser of the subject property.

Selection of Discount Rate

      The discounted cash flow analysis makes several assumptions which reflect typical investor requirements for yield on real property. These assumptions are difficult to directly extract from any given market sale or by comparison to other investment vehicles. Instead, investor surveys of major real estate investment funds and trends in bond yield rates are often cited to support such analysis.

      A yield or discount rate differs from an income rate, such as cash-on-cash (equity dividend rate), in that it takes into consideration all equity benefits, including the equity reversion at the time of resale and annual cash flow from the property. The internal rate of return is the single-yield rate that is used to discount all future equity benefits (cash flow and reversion) into the initial equity investment. Thus, a current estimate of the subject's present value may be derived by discounting the projected income stream and reversion year sale at the property's yield rate.

      Yield rates on long term real estate investments range widely between property types. As cited in Cushman & Wakefield's Autumn 1996 survey, investors in power retail centers are currently looking at broad rates of return between
10.50 and 15.00 percent. The indicated low and high means are 11.50 and 11.70 percent, respectively, for power centers. Peter F. Korpacz reports an average internal rate of return of 11.33 percent for national power center in their Second Quarter 1997 survey, with a range between 9.50-12.50 percent.

================================================================================


                                      -66-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

      The yield rate on a long term real estate investment can also be compared with yield rates offered by alternative financial investments since real estate must compete in the open market for capital. In developing an appropriate risk rate for the subject, consideration has been given to a number of different investment opportunities. The following is a list of rates offered by other types of securities.

            ===================================================
             Market Rates and Bond Yields (%)   July 10, 1997
            ===================================================
             Reserve Bank Discount Rate                  5.00%
            ---------------------------------------------------
             Prime Rate (Monthly Average)                8.50%
            ---------------------------------------------------
             3-Month Treasury Bills                      4.96%
            ---------------------------------------------------
             U.S. 10-Year Notes                          6.24%
            ---------------------------------------------------
             U.S. 30-Year Bonds                          6.56%
            ---------------------------------------------------
             Telephone Bonds                             7.63%
            ---------------------------------------------------
             Municipal Bonds                             5.56%
            ===================================================
             Source: New York Times
            ===================================================

      This compilation of yield rates from alternative investments reflects varying degrees of risk as perceived by the market. Therefore, a riskless level of investment might be seen in a three month treasury bill at 4.96 percent. A more risky investment, such as telephone bonds, would currently yield a much higher rate of 7.63 percent. The prime rate is currently 8.50 percent, while the discount rate is 5.00 percent. Ten year treasury notes are currently yielding around 6.24 percent, while 30-year bonds are at 6.56 percent.

      Real estate investment typically requires a higher rate of return (yield) and is much influenced by the relative health of financial markets. A retail center investment tends to incorporate a blend of risk and credit based on the tenant mix, the anchors that are included (or excluded) in the transaction, and the assumptions of growth incorporated within the cash flow analysis. An appropriate discount rate selected for a retail center thus attempts to consider the underlying credit and security of the income stream, and includes an appropriate premium for liquidity issues relating to the asset.

      There has historically been a consistent relationship between the spread in rates of return for real estate and the "safe" rate available through long-term treasuries or high-grade corporate bonds. A wider gap between return requirements for real estate and alternative investments has been created in recent years due to illiquidity issues, the absence of third party financing, and the decline in property values.

      Investors have suggested that the retail investment market has become increasingly "tiered" over the past two years. The country's premier properties are considered to have the strongest trade areas, excellent anchor alignments, and significant barriers of entry to future competitive supply. It is our opinion that the subject would attract strong interest from institutional investors if offered for sale in the current marketplace.

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                                      -67-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

      Finally, application of these rate parameters to the subject should entail some sensitivity to the rate at which leases will be expiring over the projection period. A forecasted lease expiration schedule for the subject is included in the Addenda and reference is made thereto.

      We would note that much of the risk factored into such an analysis is reflected in the assumptions employed within the cash flow model, including rent and sales growth, turnover, reserves for replacement, and vacancy provisions.

      Finally, we also recognize that over 55.0 percent of base rental income comes from anchor major/tenants whose creditworthiness adds stability to the cash flow.

      We have briefly discussed the investment risks associated with the subject. On balance, it is our opinion that an investor in the subject property would require an internal rate of return between 10.50 and 11.00 percent for the center if it were operating on a stabilized basis.

      For an investment similar to the subject, we believe that a prudent investor would factor in an additional 25-50 basis points to this spread (11.00 to 11.50 percent). These additional points are utilized to account for projected lease-up of the property and the added risk of absorption.

Present Value Analysis

      Analysis by the discounted cash flow method is examined over a holding period that allows the investment to mature, the investor to recognize a return commensurate with the risk taken, and a recapture of the original investment. Typical holding periods usually range from 10 to 20 years and are sufficient for the majority of institutional grade real estate such as the subject to meet the criteria noted above. In the instance of the subject, we have analyzed the cash flows anticipated over a 10-year period commencing on July 1,1997.

      A sale or reversion is deemed to occur at the end of the 10th year (June 30, 2007), based upon capitalization of the following year's net operating income. This is based upon the premise that a purchaser in the 10th year is buying the following year's net income. Therefore, our analysis reflects this situation by capitalizing the first year of the next holding period.

      The present value is formulated by discounting the property cash flows at various yield rates. The yield rate utilized to discount the projected cash flow and eventual property reversion has been based on an analysis of anticipated yield rates of investors dealing in similar investments. The rates reflect acceptable expectations of yield to be achieved by investors currently in the marketplace shown in their current investment criteria and as extracted from comparable property sales.

      Our cash flows forecasted for the property have been presented. To reiterate, the formulation of these cash flows incorporate the following general assumptions in our computer model:

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                                      -68-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
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

                                                                 Income Approach
================================================================================

================================================================================
            SUMMARY OF CRITICAL ASSUMPTIONS FOR DISCOUNTED CASH FLOW
================================================================================
SUBJECT PROPERTY                                           CARMEL MOUNTAIN PLAZA
================================================================================
SQUARE FOOTAGE RECONCILIATION
================================================================================
TOTAL GROSS LEASABLE AREA                                          442,477+/- SF
--------------------------------------------------------------------------------
         MAJOR/MAJOR TENANT GLA                                    323,769+/- SF
--------------------------------------------------------------------------------
         IN-LINE SHOP GLA                                          118,708+/- SF
================================================================================
MARKET RENT/SALES CONCLUSIONS
================================================================================
MARKET RENT ESTIMATES (1997)
--------------------------------------------------------------------------------
         TENANTS 0     - 1,000 SF                                      $28.00/SF
--------------------------------------------------------------------------------
         TENANTS 1,001 - 2,000 SF                                      $26.00/SF
--------------------------------------------------------------------------------
         TENANTS 2,001 - 3,000 SF                                      $24.00/SF
--------------------------------------------------------------------------------
         TENANTS 3,001 - 5,000 SF                                      $22.00/SF
--------------------------------------------------------------------------------
         TENANTS 5,001 - 7,000 SF                                      $20.00/SF
--------------------------------------------------------------------------------
         TENANTS GREATER THAN 7,001 SF                                 $18.00/SF
--------------------------------------------------------------------------------
         TENANTS OVER 20,000 SF/ANCHORS                          $9.00-$12.00/SF
--------------------------------------------------------------------------------
RENTAL BASIS                                                                 NNN
--------------------------------------------------------------------------------
MARKET RENTAL GROWTH RATE                                                3.5%/YR
--------------------------------------------------------------------------------
CREDIT RISK LOSS                                                            3.0%
================================================================================
VACANCY & TYPICAL LEASE TERM
================================================================================
AVERAGE LEASE TERM                                                       5 Years
--------------------------------------------------------------------------------
RENEWAL PROBABILITY (IN-LINE)                                             50.0 %
--------------------------------------------------------------------------------
WEIGHTED AVERAGE DOWNTIME                                               3 Months
--------------------------------------------------------------------------------
STABILIZED OCCUPANCY                                                      95.0 %
--------------------------------------------------------------------------------
FORECASTED START DATE                                               JULY 1, 1997
--------------------------------------------------------------------------------
FORECASTED DATE OF STABILIZATION                     Stabilized at date of value
--------------------------------------------------------------------------------
ABSORPTION PERIOD                                                            N/A
================================================================================
OPERATING EXPENSE DATA
================================================================================
LEASING COMMISSIONS
--------------------------------------------------------------------------------
         NEW TENANTS                                        6.0% of Minimum Rent
--------------------------------------------------------------------------------
         RENEWAL TENANTS                                    3.0% of Minimum Rent
--------------------------------------------------------------------------------
TENANT IMPROVEMENT ALLOWANCE
--------------------------------------------------------------------------------
         NEW TENANT                                                     $5.00/SF
--------------------------------------------------------------------------------
         RENEWAL TENANT                                                 $0.00/SF
--------------------------------------------------------------------------------
EXPENSE GROWTH RATE                                                      3.5%/YR
--------------------------------------------------------------------------------
TAX GROWTH RATE                                                          2.0%/YR
--------------------------------------------------------------------------------
MANAGEMENT FEE                                                         4% of EGI
--------------------------------------------------------------------------------
CAPITAL RESERVES (PSF OF GLA)                                           $0.15/SF
================================================================================

================================================================================


                                      -69-
                                                             CUSHMAN &
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

PURCHASE/SALE YIELD TABLE FOR CARMEL MTN PLAZA                       1997 UPDATE

                            REVISION: 7/16/97 @ 15:30
             Purchase Price(000's)/Cap Going In as a function of IRR ALL Cash analysis (Purchased July 1997 Sold June 2007)

                         Sale Price(000's)/Terminal Cap
         95,080    92,439     89,941     87,574     85,328     83,195     81,166
 IRR      8.75      9.00       9.25       9.50       9.75       10.00      10.25
--------------------------------------------------------------------------------
10.75    71,564    70,613     69,713     68,860     68,051     67,283     66,552
          7.97      8.07       8.18       8.28       8.38       8.47       8.57
11.00    70,384    69,454     68,574     67,741     66,950     66,198     65,484
          8.10      8.21       8.31       8.42       8.52       8.61       8.71
11.25    69,230    68,321     67,460     66,645     65,872     65,138     64,439
          8.24      8.35       8.45       8.56       8.66       8.75       8.85
11.50    68,101    67,212     66,371     65,574     64,818     64,099     63,416
          8.37      8.48       8.59       8.69       8.80       8.89       8.99
11.75    66,997    66,127     65,305     64,525     63,786     63,084     62,416
          8.51      8.62       8.73       8.84       8.94       9.04       9.13
12.00    65,916    65,066     64,262     63,499     62,776     62,090     61,436
          8.65      8.76       8.87       8.98       9.08       9.18       9.28

                                                                 Income Approach
================================================================================

=======================================================================
RATES OF RETURN                                        As Is/Stabilized
=======================================================================
CASH FLOW START DATE                                             7/1/97
-----------------------------------------------------------------------
DISCOUNT RATE                                                    11.50%
-----------------------------------------------------------------------
GOING-IN CAPITALIZATION RATE                                       9.0%
-----------------------------------------------------------------------
TERMINAL CAPITALIZATION RATE                                      9.50%
-----------------------------------------------------------------------
REVERSIONARY SALES COSTS                                          3.00%
-----------------------------------------------------------------------
HOLDING PERIOD                                                 10 Years
=======================================================================

Present Value

      For a property such as the subject, it is our opinion that an investor would require an all cash discount rate in the range of 11.00 to 11.50 percent on an "as is" operating basis. Accordingly, we have discounted the projected future pre-tax cash flows to be received by an equity investor in the subject property to a present value so as to yield 10.75 to 12.00 percent at 25 basis point intervals on equity capital over the holding period. This range of rates reflects the risks associated with the investment. Discounting these cash flows over the range of yield and terminal rates now being required by participants in the market for this type of real estate places additional perspective upon our analysis. A valuation matrix for the subject appears on the Facing Page.

      Through such a sensitivity analysis, it can be seen that the present value of the subject property varies from approximately $65.57 to $67.74 million. Giving consideration to all of the characteristics of the subject previously discussed, we feel that a prudent investor would require a yield which falls near the middle of the range outlined above for this property. Accordingly, we believe that based upon all of the assumptions inherent in our cash flow analysis, an investor would look toward as IRR around 11.50 percent and a terminal rate around 9.50 percent as being most representative of the subject's value in the market.

      In view of the analysis presented here, it becomes our opinion that the discounted cash flow analysis indicates a Market Value for the subject property as of July 1, 1997 of $65,574,000, or $65,580,000 (rounded).

      We note that the computed equity yield is not necessarily the true rate of return on equity capital. This analysis has been performed on a pre-tax basis. The tax benefits created by real estate investment will serve to attract investors to a pre-tax yield which is not the full measure of the return on capital.

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                                      -70-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

=====================
Direct Capitalization
=====================

      To further support our value conclusion derived via the discounted cash flow, we have also utilized the direct capitalization method. In direct capitalization, an overall rate is applied to the net operating income of the subject property. In this case, we will again consider the indicated overall rates from the comparable sales in the Sales Comparison Approach as well as those rates established in our Investor Survey. In view of our total analysis, we would anticipate that the subject property would trade at an overall rate of approximately 9.0 percent applied to first year income. Applying these rates to first stabilized year net operating income before reserves, alterations, and other expenses for the subject of $5,701,463 results in a value of approximately $63,350,000 (rounded) via Direct Capitalization as of July 1, 1997.

================================================================================


                                      -71-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                         RECONCILIATION AND FINAL VALUE ESTIMATE
================================================================================

      Reconciliation is the process of deriving a single point value estimate for the subject property from the indications provided by the approaches at hand. This process requires the weighing of each approach as they relate to the appraisal assignment and resolving the differences among the valuation procedures. In the end, a single estimate of market value is concluded based upon the appropriateness of each value indication. A summary of the value indications for the subject is set forth below.

            =======================================================
                                 Value Summary
            -------------------------------------------------------
            Sales Comparison Approach    $64,160,000 to $66,370,000
            -------------------------------------------------------
            Income Approach
                     Discounted Cash Flow       $65,580,000
                     Direct Capitalization      $63,350,000
            =======================================================

      Two approaches to value have been utilized for this analysis. In general terms, the approaches included provide complimentary results, each approach or technique supporting the other. Between the high and low range supported by each methodology, we see a variance of just over 3 percent.

Cost Approach

      The Cost Approach is based on the principle of substitution which maintains that the prudent purchaser will not pay more for a property than the cost to construct an equally desirable substitute property. It is best applied to a property where improvements to the site are new or of a special design and use. The estimation of replacement cost new and developer's profit requires judgment, based upon cost services and interviews. However, for the purposes of our analysis, we do not consider the Cost Approach to be a primary indicator of value given current parameters utilized by investors in the current marketplace. Consequently, a Cost Approach valuation has not been conducted.

Sales Comparison Approach

      The Sales Comparison Approach has arrived at a value for the subject property by analyzing historical arms-length transactions, reducing the gathered information to common units of comparison, adjusting the sale data for differences with the subject, and interpreting the results to yield a meaningful value conclusion. The basis of these conclusions was the cash-on-cash return based on net income and the adjusted price per square foot of gross leasable area sold.

      The process of comparing historical sales data to assess what purchasers have been paying for similar type properties is weak in estimating future expectations. Although the unit sale price yields comparable conclusions, it is not the primary tool by which the investor market for a property like the subject operates. In addition, no two properties are alike with respect to quality of construction, location, market segmentation and income profile. As such, subjective judgment necessarily becomes a part of the comparative process. The usefulness of this approach is that it interprets specific investor parameters established in their analysis and ultimate purchase of a property. In light of the above, this methodology is best suited as support for the conclusions of the "Income Approach". It provides useful market extracted rates of return, such as overall rates, to simulate investor behavior in the "Income Approach".

================================================================================


                                      -72-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                         Reconciliation and Final Value Estimate
================================================================================

Income Approach

      Discounted Cash Flow Analysis

      The subject property is highly suited to analysis by the discounted cash flow method (DCF) as it will be bought and sold in investment circles. The focus on property value in relation to anticipated income is well founded since the basis for investment is profit in the form of return or yield on invested capital.

      The subject property, as an investment vehicle, is sensitive to all changes in the economic climate and the economic expectations of investors. The discounted cash flow analysis may easily reflect changes in the economic climate of investor expectations by adjusting the variables used to qualify the model. In the case of the subject property, the DCF can analyze existing leases, probabilities of future rollovers and turnovers, and reflect the expectations of overage rents. Essentially, the DCF can model many of the dynamics of a complex shopping center.

      Particular emphasis is placed on the results of the discounted cash flow analysis because of the applicability of this method in accounting for the specific characteristics of the property, as well as being the tool used by many purchasers.

Capitalization

      Direct capitalization has its basis in capitalization theory and uses the premise that the relationship between income and sales price may be expressed as a rate or its reciprocal, a multiplier. This process selects rates derived from the marketplace, in much the same fashion as the "Sales Comparison Approach", and applies this to a projected net operating income to derive a sale price. The weakness here is the idea of using one year of cash flow as the basis for calculating a sale price. This is simplistic in its view of expectations and may sometimes be misleading. If the year chosen for the analysis of the sale price contains an income steam that is over or understated, this error is compounded by the capitalization process. Nonetheless, real estate of the subject's caliber is commonly purchased on a direct capitalization basis. Overall, this methodology has been given important consideration in our total analysis, due to the subject's stabilized operations.

Conclusion

      We have briefly discussed the applicability of each of the methods presented. Because of certain vulnerable characteristics in the Sales Comparison Approach, it has been used as supporting evidence and as a final check on the value conclusion indicated by the Income Approach methodologies. The ranges in value exhibited by the Income Approach are consistent with the leasing profiles. Each indicates complimentary results with the Sales Comparison Approach, the conclusions being supportive of each method employed, and neither range being extremely high or low in terms of the other.

================================================================================


                                      -73-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                         Reconciliation and Final Value Estimate
================================================================================

      As a result of our analysis, we have formed an opinion that the market value of the leased fee estate in the referenced property, subject to the assumptions, limiting conditions, certifications, and definitions, as of July 1, 1997, was:

                           SIXTY FIVE MILLION DOLLARS
                                  $65,000,000

================================================================================


                                      -74-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     ---------------------------

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Appraisal" means the appraisal report and opinion of value stated therein; or the letter opinion of value, to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Appraisal.

"C&W' means Cushman & Wakefield, Inc. or its subsidiary which issued the Appraisal.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Appraisal.

This appraisal is made subject to the following assumptions and limiting conditions:

1. This is a Summary Appraisal Report which is intended to comply with the reporting requirements set forth under Standard Rule 2-2(b) of the Uniform Standards of Professional Appraisal Practice for a Summery Appraisal Report. As such, it might not include full discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning, and analyses is retained in the appraiser's file. The information contained in this report is specific to the needs of the client and for the intended use stated in this report. The appraiser is not responsible for unauthorized use of this report.

2. No opinion is intended to be expressed and no responsibility is assumed for the legal description or for any matters which are legal in nature or require legal expertise or specialized knowledge beyond that of a real estate appraiser. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

3. The information contained in the Appraisal or upon which the Appraisal is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraiser nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits and factual matters.

4. The opinion of value is only as of the date stated in the Appraisal. Changes since that date in external and market factors or in the Property itself can significantly affect property value.

5. The Appraisal is to be used in whole and not in part. No part of the Appraisal shall be used in conjunction with any other appraisal. Publication of the Appraisal or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise stated in the letter of engagement, the Appraisal may not be used by any person other than the party to whom it is addressed or for purposes other than that for which it was prepared. No part of the Appraisal shall be conveyed to the public through advertising, or used in any sales or promotional material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

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                                      -75-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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

                                             Assumptions and Limiting Conditions
================================================================================

6. Except as may be otherwise stated in the letter of engagement, the Appraiser shall not be required to give testimony in any court or administrative proceeding relating to the Property or the Appraisal.

7. The Appraisal assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state and local zoning and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Appraisal; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimate contained in the Appraisal is based.

8. The physical condition of the improvements considered by the Appraisal is based on visual inspection by the Appraiser or other person identified in the Appraisal. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components.

9. The forecasted potential gross income referred to in the Appraisal may be based on lease summaries provided by the owner or third parties. The Appraiser has reviewed lease documents and assumes no responsibility for the authenticity or completeness of lease information provided by others. C&W recommends that legal advice be obtained regarding the interpretation of lease provisions and the contractual rights of parties.

10. The forecasts of income and expenses are not predictions of the future. Rather, they are the Appraiser's best estimates of current market thinking on future income and expenses. The Appraiser and C&W make no warranty or representation that these forecasts will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Appraisal, envisages for the future in terms of rental rates, expenses, supply and demand.

11. Unless otherwise stated in the Appraisal, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance of the improvements or may be located at or about the Property was not considered in arriving at the opinion of value. These materials (such as formaldehyde foam insulation, asbestos insulation and other potentially hazardous materials) may adversely affect the value of the Property. The Appraisers are not qualified to detect such substances. C&W recommends that an environmental expert be employed to determine the impact of these matters on the opinion of value.

12. Unless otherwise stated in the Appraisal, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in arriving at the opinion of value. Failure to comply with the requirements of the ADA may adversely affect the value of the property. C&W recommends that an expert in this field be employed.

================================================================================


                                      -76-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                      CERTIFICATION OF APPRAISAL
================================================================================

      We certify that, to the best of our knowledge and belief:

1. Sean M. Crosby inspected the property and prepared the report. Robert W. Bell, MAI, Operating Manager, Pacific Southwest Region has reviewed and approved the report but did not inspect the property for this assignment. However, he has previously inspected the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event. The appraisal assignment was not based on a requested minimum valuation, a specific valuation or the approval of a loan.

6. No one provided significant professional assistance to the persons signing this report.

7. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Robert W. Bell, MAI has completed the requirements of the continuing education program of the Appraisal Institute.


/s/ Sean M. Crosby                   /s/ Robert W. Bell
----------------------------         -------------------------------
Sean M. Crosby                       Robert W. Bell, MAI
Associate Director                   Operating Manager, Pacific Southwest Region
Valuation Advisory Services          Valuation Advisory Services
State Cert. No. AG009283             State Cert. No. AG001951

================================================================================


                                      -77-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                               =================
                               SUBJECT RENT ROLL
                               =================


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

4/29/97                    Community Centers One LLC                     3:57 pm

User: KRAUSE                  Commercial Rent Roll                       Page: 1

                    Report Date From : 5/01/97 To : 5/31/97

Property : CARMEL MOUNTAIN PLAZA
           San Diego, CA 92128

                                                            T E R M                       PRORATED             BASE RENT   BASE RENT
                                           SQ. FOOT   -------------------   UNIT INFO    BASE RENT  RENT PER   INCREASE    INCREASE
         TENANT              UNIT REF NO.  OCCUPIED     FROM        TO      BASE RENT      ANNUAL   SQ FT/YR    (DATE)     (AMOUNT)
------------------------------------------------------------------------------------------------------------------------------------
Mobilworks                     204-100       3200     11/10/95   11/30/00    5768.15      69217.80   21.63     12/01/96    5,768.15

Wicker Wonderland              204-106       2400     11/18/95   11/30/98    4440.00      53280.00   22.20     12/01/96    4,440.00
                                                                                                               12/01/97    4,800.00

Planet Wraps                   204-120       1356      3/09/94    3/31/04    3052.88      36634.56   27.02      4/01/97    3,052.88

Little Tokyo Restaurant        204-122       1627      3/17/94    3/31/04    3478.36      41740.32   25.65      4/01/97    3,478.36

Athen's Market Cafe            204-124       1356      3/29/94    3/31/04    3052.87      36634.44   27.02      4/01/97    3,052.87

Swensens / The Orchard Compa   204-126       1085     12/10/93   12/31/03    2337.27      28047.24   25.85      1/01/97    2,337.27

Contract Carpet                204-130       1500      7/21/94    7/31/98    2925.00      35100.00   23.40      8/01/96    2,925.00
                                                                                                                8/01/97    3,075.00

Wavelines Surf Shop            204-132       1985     11/26/93   11/30/07    3684.21      48215.64   24.29      4/01/97    4,017.97

Artifex                        204-134       1500      2/26/94    2/28/98    2795.18      33542.16   22.36      3/01/97    2,795.18

Blockbuster Video #06327       204-150       6048     11/10/93   11/30/98    9737.28     116847.36   19.32      1/01/94    9,737.28

Vacant                         204-158       2658                               0.00          0.00    0.00                     0.00

Carmel Mountain Dental Cente   204-170       2174     10/17/95   10/31/00    3918.63      47023.56   21.63     12/01/96    3,918.63

Carmel Mountain Orthodontics   204-174       1073     12/01/95   11/30/05    2044.65      24535.80   22.87     12/01/96    2,044.65

Departures Travel              204-176       1100     10/15/93   10/31/99    2264.17      27170.04   24.70     11/01/96    2,264.17
                                                                                                               11/01/97    2,391.58
                                                                                                               11/01/98    2,525.42

Juice Club Inc/Jamba Juice #   204-178       1200      5/21/94    5/31/99    2442.39      29308.68   24.42      6/01/96    2,442.39
                                                                                                                6/01/97    2,552.30
                                                                                                                6/01/98    2,667.15

Little Cottage Gift Shop       204-180       1200      8/26/94    8/31/97    2491.42      29897.04   24.91      9/01/96    2,491.42

Java Centrale                  204-182       1830      8/30/93    8/31/03    4300.50      51606.00   28.20      9/01/96    4,300.50
                                                                                                                9/01/00    5,124.00

USA Federal Credit Union       204-190       2065      5/24/94    5/31/99    4467.01      53604.12   25.96      6/01/96    4,467.01
                                                                                                                6/01/97    4,645.69
                                                                                                                6/01/98    4,831.52



                                  ----CAM EXPENSE---  --REAL ESTATE TAX--    ---INS EXPENSE---   ----GROSS RENTS----
         TENANT                    MONTH    SQ FT/YR    MONTH    SQ FT/YR    MONTH    SQ FT/YR   SQ FT/YR      TOTAL
-----------------------------   ------------------------------------------------------------------------------------
Mobileworks                        380.48     1.43      697.34     2.62      195.91     0.73     26.41      7,041.88

Wicker Wonderland                  436.01     2.18      523.00     2.62      146.93     0.73     27.73      5,545.94


Planet Wraps                       246.35     2.18      295.50     2.62       83.02     0.73     32.55      3,677.75

Little Tokyo Restaurant            295.58     2.18      354.55     2.61       99.61     0.73     31.18      4,228.10

Athen's Market Cafe                161.23     1.43      295.50     2.62       83.02     0.73     31.79      3,592.62

Swensens / The Orchard Compa       197.11     2.18      236.44     2.62       66.42     0.73     31.38      2,837.24

Contract Carpet                    272.51     2.18      326.88     2.62       91.83     0.73     28.93      3,616.22


Wavelines Surf Shop                360.62     2.18      432.57     2.62      121.52     0.73     29.82      4,932.68

Artifex                            272.51     2.18      326.88     2.62       91.83     0.73     27.89      3,486.40

Blockbuster Video #06327           719.11     1.43        0.00     0.00      321.97     0.64     21.39     10,778.36

Vacant                               0.00     0.00        0.00     0.00        0.00     0.00      0.00          0.00

Carmel Mountain Dental Cente       394.95     2.18      411.96     2.27      115.73     0.64     26.72      4,841.27

Carmel Mountain Orthodontics       127.58     1.43      233.83     2.62       57.12     0.64     27.55      2,463.18

Departures Travel                  199.84     2.18      239.71     2.62       67.34     0.73     30.23      2,771.06



Juice Club Inc/Jamba Juice #       218.00     2.18      261.50     2.62       73.46     0.73     29.95      2,995.35



Little Cottage Gift Shop           218.00     2.18      261.50     2.62       73.46     0.73     30.44      3,044.38

Java Centrale                      332.46     2.18      398.79     2.62      112.03     0.73     33.73      5,143.78


USA Federal Credit Union           375.15     2.18      450.00     2.62      126.42     0.73     31.49      5,418.58


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

4/29/97                    Community Centers One LLC                     3:57 pm

User: KRAUSE                  Commercial Rent Roll                       Page: 2

                    Report Date From : 5/01/97 To : 5/31/97

Property : CARMEL MOUNTAIN PLAZA
           San Diego, CA 92128

                                                            T E R M                       PRORATED             BASE RENT   BASE RENT
                                           SQ. FOOT   -------------------   UNIT INFO    BASE RENT  RENT PER   INCREASE    INCREASE
         TENANT              UNIT REF NO.  OCCUPIED     FROM        TO      BASE RENT      ANNUAL   SQ FT/YR    (DATE)     (AMOUNT)
------------------------------------------------------------------------------------------------------------------------------------
Togo's                         204-192       1200      8/05/94    8/31/99    2472.00      29664.00   24.72      9/01/96    2,472.00

Primo Hair Salon               204-194       3622      7/01/94    6/30/04    7461.32      89535.84   24.72      7/01/96    7,461.32

Styles For Less #24            204-210       3500     11/20/93   11/30/03    5600.00      67200.00   19.20      4/01/96    5,600.00
                                                                                                               12/01/98    5,985.00

Payless Shoesource #7246       204-212       2500     10/16/93   10/31/98    4916.67      59000.04   23.60     11/01/93    4,916.67

Party Savers                   204-214       6333      4/20/94    4/30/99   10699.18     132241.80   20.88      5/01/97   11,020.15

Artventures                    204-220       1200      2/09/95    2/28/00    2287.58      27450.96   22.88      2/01/97    2,287.58

Payless Shoesource  #4506      204-222       2700      7/31/93    7/31/03    5333.34      64000.08   23.70      8/01/93    5,333.34

Sally Beauty Supply #1581      204-226       1500     12/15/93   12/31/98    2745.00      32940.00   21.96      7/01/96    2,745.00

Gary's Tux Shops               204-228        900      5/01/96    4/30/01    1710.00      20520.00   22.80      5/01/96    1,710.00
                                                                                                                5/01/98    1,778.25
                                                                                                                5/01/99    1,849.50
                                                                                                                5/01/00    1,923.75

Top 10 Athletic Shoes          204-230       1200      5/01/94    4/30/00    2400.00      31200.00   26.00      5/01/97    2,600.00

Imports 1                      204-232       2400     12/20/93   12/31/00    4977.31      59727.72   24.89      1/01/97    4,977.31

General Nutrition Center #16   204-236       1200      1/21/94    1/30/99    2450.00      29400.00   24.50      2/01/96    2,450.00

Jennifer Convertibles          204-240       2400     11/08/93   11/30/03    5568.00      66816.00   27.84     12/01/96    5,568.00
                                                                                                               12/01/00    6,392.00

3 Day Blinds #011              204-244       1200     10/29/93   10/31/98    2491.48      29897.76   24.91     11/01/96    2,491.48

Universal Boot Shop            204-246       2550      8/07/93    8/31/98    4750.70      57008.40   22.36      9/01/96    4,750.70

Olde Mill Bread Company        204-248       2550     12/29/95   12/31/00    4596.06      55152.72   21.63      1/01/97    4,596.06

Rubio's Restaurant             204-260       2800     12/31/93   12/31/03    6232.80      74793.60   26.71      1/01/96    6,232.80

Garden State Bagels            204-264       1200     12/31/93   12/31/03    2629.04      31548.48   26.29      1/01/97    2,629.04

University Cleaners            204-266       1200      1/01/94   12/31/99    2778.30      33339.60   27.78      1/01/97    2,778.30
                                                                                                                1/01/98    2,917.22

Chop House                     204-268       1800      1/12/94    1/31/04    3893.76      46725.12   25.96      2/01/97    3,893.76



                                  ----CAM EXPENSE---  --REAL ESTATE TAX--    ---INS EXPENSE---   ----GROSS RENTS----
         TENANT                    MONTH    SQ FT/YR    MONTH    SQ FT/YR    MONTH    SQ FT/YR   SQ FT/YR      TOTAL
-----------------------------   ------------------------------------------------------------------------------------
Togo's                             142.68     1.43      261.50     2.62       73.46     0.73     29.50      2,949.64

Primo Hair Salon                   635.12     2.10      761.85     2.52      214.03     0.71     30.06      9,072.32

Styles For Less #24                635.85     2.18      762.72     2.62      214.27     0.73     24.73      7,212.84


Payless Shoesource #7246           289.50     1.39      473.74     2.27      133.09     0.64     27.90      5,813.00

Party Savers                      1150.52     2.18    1,380.08     2.62      387.71     0.73     26.41     13,938.46

Artventures                        218.00     2.18      261.50     2.62       73.46     0.73     28.41      2,840.54

Payless Shoesource  #4506          312.66     1.39      511.64     2.27      143.74     0.64     28.01      6,301.38

Sally Beauty Supply #1581          272.51     2.18      326.86     2.62       91.83     0.73     27.49      3,436.22

Gary's Tux Shops                   163.50     2.18      196.13     2.62       55.10     0.73     28.33      2,124.73




Top 10 Athletic Shoes              218.00     2.18      261.50     2.62       73.46     0.73     31.53      3,152.96

Imports 1                          436.01     2.18      523.00     2.62      146.93     0.73     30.42      6,083.25

General Nutrition Center #16       218.00     2.18      261.50     2.62       73.46     0.73     30.03      3,002.96

Jennifer Convertibles              436.01     2.18      454.79     2.27      127.76     0.64     32.93      6,586.56


3 Day Blinds #011                  142.68     1.43      261.50     2.62       73.46     0.73     29.69      2,969.12

Universal Boot Shop                463.26     2.18      555.69     2.62      156.11     0.73     27.89      5,925.76

Olde Mill Bread Company            463.26     2.18      483.21     2.27      112.42     0.53     26.61      5,654.95

Rubio's Restaurant                 469.00     2.01      529.67     2.27      144.67     0.62     31.61      7,376.14

Garden State Bagels                218.00     2.18      261.50     2.62       73.46     0.73     31.82      3,182.00

University Cleaners                218.00     2.18      261.50     2.62       73.46     0.73     33.31      3,331.26


Chop House                         327.01     2.18      392.25     2.62      110.20     0.73     31.49      4,723.22


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

4/29/97                    Community Centers One LLC                     3:57 pm

User: KRAUSE                  Commercial Rent Roll                       Page: 3

                    Report Date From : 5/01/97 To : 5/31/97

Property : CARMEL MOUNTAIN PLAZA
           San Diego, CA 92128

                                                            T E R M                       PRORATED             BASE RENT   BASE RENT
                                           SQ. FOOT   -------------------   UNIT INFO    BASE RENT  RENT PER   INCREASE    INCREASE
         TENANT              UNIT REF NO.  OCCUPIED     FROM        TO      BASE RENT      ANNUAL   SQ FT/YR    (DATE)     (AMOUNT)
------------------------------------------------------------------------------------------------------------------------------------
Carmel Plaza Chiropractic      204-290       1200     11/19/94   11/30/99    2227.94      26735.28   22.28     12/01/96    2,227.94


Carel Plaza Optical            204-292       1200      1/17/95    1/31/00    2234.85      26818.20   22.35      2/01/97    2,234.85

Haircut Place                  204-294       1200      9/26/93    9/30/03    2564.69      30776.28   25.65     10/01/95    2,564.69

Hallmark Pools & Spas          204-296       1500     10/26/93   10/31/98    3032.40      36388.80   24.26     11/01/96    3,032.40

Shaw Carpets Showplace         204-300       4800      9/19/96    9/30/01    8000.00      96000.00   20.00     10/01/96    8,000.00

Weststar Escrow                204-308       1800     12/12/94   12/31/97    3350.11      40201.32   22.33      1/01/97    3,350.11

California Pizza Kitchen, In   204-11602     5500      6/13/94    6/30/14    7500.00      90000.00   16.36      7/01/96    7,500.00
                                                                                                                7/01/99    8,250.00
                                                                                                                7/01/04    9,075.00
                                                                                                                7/01/09    9,982.50

Metropolis/Captron             204-11610     4914     12/04/93   12/31/03    9213.75     110565.00   22.50      1/01/96    9,213.75
                                                                                                                1/01/00   10,032.75

Pacific Theatres               204-11620     34561     7/30/93    7/31/10   47916.67     575000.04   16.64      8/01/95   47,916.67

Chevy's #42                    204-11630     6598     12/13/94                  0.00          0.00    0.00                     0.00

TGI Friday's #1940             204-11650     6162      9/01/94    8/31/04    7083.33      84999.96   13.79      9/01/94    7,083.33
                                                                                                                9/01/99    7,500.00

Mattress Discounters           204-11670     5000      9/16/94    9/30/04    7916.67      95000.04   19.00     10/01/94    7,916.67
                                                                                                               10/01/99    9,104.17

Flowers A La Carte             204-11676      100     11/02/94   11/30/97     703.50       8442.00   84.42     12/01/96      703.50

Taco Bell #5583                204-11688     1974      7/01/93    7/31/13    6250.00      75000.00   37.99      8/01/93    6,250.00
                                                                                                                7/01/98    6,875.00
                                                                                                                7/01/03    7,562.50
                                                                                                                7/01/08    8,318.75

Sportmart #44                  204-11690     40672    10/16/93   10/31/18   32000.00     384000.00    9.44     11/01/93   32,000.00
                                                                                                               12/01/98   35,200.00
                                                                                                               12/01/03   38,720.00

Diamonds                       204-11704     1950     10/13/94   10/31/99    3690.96      44291.52   22.71     11/01/96    3,690.96
                                                                                                               11/01/97    3,838.60
                                                                                                               11/01/98    3,992.14


                               ----CAM EXPENSE---  --REAL ESTATE TAX--    ---INS EXPENSE---   ----GROSS RENTS----
         TENANT                 MONTH    SQ FT/YR    MONTH    SQ FT/YR    MONTH    SQ FT/YR   SQ FT/YR  TOTAL
-----------------------------  ----------------------------------------------------------------------------------
Carmel Plaza Chiropractic       218.00     2.18      261.50     2.62       73.46     0.73     27.81      2,780.90


Carmel Plaza Optical            218.00     2.18      261.50     2.62       73.46     0.73     27.88      2,787.81

Haircut Place                   218.00     2.18      261.50     2.62       73.46     0.73     31.18      3,117.65

Hallmark Pools & Spas           272.51     2.18      326.88     2.62       91.83     0.73     29.79      3,723.62

Shaw Carpets Showplace          872.02     2.18      909.57     2.27      293.86     0.73     25.19     10,075.45

Weststar Escrow                 327.01     2.18      392.25     2.62      110.20     0.73     27.86      4,179.57

California Pizza Kitchen, In    878.09     1.92    1,258.67     2.75      101.68     0.22     21.25      9,738.44




Metropolis/Captron              584.28     1.43    1,070.85     2.62      300.84     0.73     27.28     11,169.72


Pacific Theatres              5,133.94     1.78    6,549.12     2.27     1839.87     0.64     21.33     61,439.60

Chevy's #42                     844.50     1.54        0.00     0.00      156.00     0.28      1.82      1,000.50

TGI Friday's #1940              576.23     1.12        0.00     0.00      113.92     0.22     15.14      7,773.48


Mattress Discounters            594.50     1.43    1,418.25     3.40      306.10     0.73     24.57     10,235.52


Flowers A La Carte                0.00     0.00        0.00     0.00        0.00     0.00     84.42        703.50

Taco Bell #5583                 191.25     1.16        0.00     0.00      105.09     0.64     39.80      6,546.34




Sportmart #44                 6,324.03     1.87        0.00     0.00     2165.19     0.64     11.95     40,489.22



Diamonds                        354.26     2.18      424.94     2.62      119.38     0.73     28.24      4,589.54


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

4/29/97                    Community Centers One LLC                     3:57 pm

User: KRAUSE                  Commercial Rent Roll                       Page: 4

                    Report Date From : 5/01/97 To : 5/31/97

Property : CARMEL MOUNTAIN PLAZA
           San Diego, CA 92128

                                                            T E R M                       PRORATED             BASE RENT   BASE RENT
                                           SQ. FOOT   -------------------   UNIT INFO    BASE RENT  RENT PER   INCREASE    INCREASE
         TENANT              UNIT REF NO.  OCCUPIED     FROM        TO      BASE RENT      ANNUAL   SQ FT/YR    (DATE)     (AMOUNT)
------------------------------------------------------------------------------------------------------------------------------------
Circuit City #3327             204-11710    30973     11/21/93    1/31/08   32418.41     389020.92   12.56      5/01/94   32,418.41
                                                                                                                2/01/99   35,592.97
                                                                                                                2/01/04   39,175.47

Marshalls #452                 204-11730    28760     10/16/93    1/31/09   28760.00     345120.00   12.00     11/01/96   28,760.00
                                                                                                               11/01/01   32,355.00
                                                                                                               11/01/04   36,381.40
                                                                                                               11/01/07   40,935.07

Barnes & Noble #1976           204-11744    13916     10/22/94   10/31/03   24353.00     292236.00   21.00     11/01/93   24,353.00
                                                                                                               11/01/98   28,005.95

Boston Market                  204-11846     3054     11/18/96                  0.00          0.00    0.00                     0.00

Ross Dress #265                204-11850    24000      4/11/93    1/31/04   22000.00     264000.00   11.00      7/01/93   22,000.00
                                                                                                                5/01/98   25,300.00

In-N-Out Burger                204-11880     2912      8/01/93    8/31/13    6666.67      80000.04   27.47      8/01/93    6,666.67

Mervyn's                       204-11940    80000      6/25/92    6/25/52       0.00          0.00    0.00                     0.00

Blockbuster Music #98184       204-12004    14000      7/30/94    7/31/99   21000.00     252000.00   18.00      8/01/94   21,000.00

Michaels Crafts #8704          204-12060    22969      7/27/93    1/31/04   22969.00     275628.00   12.00      8/01/95   22,969.00
                                                                                                                8/01/98   25,840.13

KMart #4776                    204-12080   107870      6/01/93    5/31/18   28333.33     339999.96    3.15     10/01/93   28,333.33
                                                                                                                9/01/98   31,166.67
                                                                                                                9/01/03   34,283.33
                                                                                                                9/01/08   37,711.67
                                                                                                                9/01/13   41,482.83

Oilmax                         204-12120     2694      5/21/94    5/31/09    6916.67      83000.04   30.81      6/01/96    6,916.67
                                                                                                                6/01/97    7,083.33

Texaco                         204-12174     2538                               0.00          0.00    0.00                     0.00

Misc. Income                   204-99999        0                               0.00          0.00    0.00                     0.00



                                  ----CAM EXPENSE---  --REAL ESTATE TAX--    ---INS EXPENSE---   -----GROSS RENTS-----
         TENANT                    MONTH    SQ FT/YR    MONTH    SQ FT/YR    MONTH    SQ FT/YR   SQ FT/YR       TOTAL
-----------------------------   --------------------------------------------------------------------------------------
Circuit City #3327               2,765.92     1.07        0.00     0.00      572.62     0.22     13.85     35,756.95



Marshalls #452                   2,713.68     1.13        0.00     0.00        0.00     0.00     13.13     31,473.68




Barnes & Noble #1976             1,654.62     1.43    2,637.01     2.27      740.82     0.64     25.34     29,385.45


Boston Market                      254.50     1.00        0.00     0.00        0.00     0.00      1.00        254.50

Ross Dress #265                  2,325.20     1.16        0.00     0.00        0.00     0.00     12.16     24,325.20


In-N-Out Burger                    464.91     1.92        0.00     0.00       53.84     0.22     29.61      7,185.42

Mervyn's                         6,691.87     1.00        0.00     0.00     1297.69     0.19      1.20      7,989.56

Blockbuster Music #98184         1,664.61     1.43        0.00     0.00      745.29     0.64     20.07     23,409.90

Michaels Crafts #8704            2,659.78     1.39     4,352.50    2.27     1222.76     0.64     16.30     31,204.04

KMart #4776                      7,447.70     0.83        0.00     0.00     1903.28     0.21      4.19     37,684.31





Oilmax                             430.11     1.92      647.33     2.88      164.93     0.73     36.34      8,159.04


Texaco                               0.00     0.00        0.00     0.00        0.00     0.00      0.00          0.00

Misc. Income                         0.00     0.00        0.00     0.00        0.00     0.00      0.00          0.00


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

4/29/97                    Community Centers One LLC                     3:57 pm

User: KRAUSE                  Commercial Rent Roll                       Page: 5

                    Report Date From : 5/01/97 To : 5/31/97

Property : CARMEL MOUNTAIN PLAZA
           San Diego, CA 92128

                                                            T E R M                       PRORATED             BASE RENT   BASE RENT
                                           SQ. FOOT   -------------------   UNIT INFO    BASE RENT  RENT PER   INCREASE    INCREASE
         TENANT              UNIT REF NO.  OCCUPIED     FROM        TO      BASE RENT      ANNUAL   SQ FT/YR    (DATE)     (AMOUNT)
------------------------------------------------------------------------------------------------------------------------------------
T O T A L S :                              532129                          486294.46    5845790.28   10.99

  Total Occupied Square Feet :             532129
  Total Vacant Square Feet   :                  0



                                  ----CAM EXPENSE---  --REAL ESTATE TAX--    ---INS EXPENSE---   ----GROSS RENTS----
         TENANT                    MONTH    SQ FT/YR    MONTH    SQ FT/YR    MONTH    SQ FT/YR   SQ FT/YR      TOTAL
-----------------------------   ------------------------------------------------------------------------------------
T O T A L S :                   59,316.58     1.34   35,699.97     0.81    17105.27     0.39     13.51    599,271.01


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                            ========================
                            TRW TAX RECORDS/PLAT MAP
                            ========================


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                               [GRAPHIC OMITTED]

                                      MAP


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                               [GRAPHIC OMITTED]

                                      MAP


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                        (C) 1996 TRW REDI Property Data
Prepared For:                              Prepared By:

                              Title Representative:

         --------------------------------------------------------------

18)   Situs:11620 CARMEL MOUNTAIN ROAD, CA

                                                         Use:THEATER

APN   :313-730-19-00       Tax Rate Area:08-141      Assd Land:$2,350,000
County: San Diego CA       Property Tax :$55,220     Assd Imp :$3,210,000
Census: 1952.00                                      Total Val:$5,560,000
Map Pg:                    Exemption    :            Assd Year:96
New Pg:                                              %Improved:57%

Owner :COMMUNITY CENTERS ONE L L & L/EA
Mail  :34555 CHAGRIN BLVD;MORELAND HILLS OH 44022

              Last Sale         Prior Sale
Transfer Date:11/27/95          07/16/91             Bldg/Lvarea:40,178
Doument #    :534900            349260               Yrblt/Eff  :94
Document Type:GRANT DEED                             # Stories  :
Price        :$52,220,000F                           # Units    :
First TD     :                                       # Buildings:

Junior TD    :
Lender       :
Seller       :HOMART DEV CO
Title Company:CHICAGO TITLE INSURANCE CO
Number of Parcels  :+

County Use:633                Lot Size    :A4.12     Pool        :
Bldg Class:                   Lot Area    :179,467
Flood Panl:       -           Zoning      :          Condition   :
Flood Zone:  ,
                              Park Type   :

Comments     :1 TO 3 STORY MISC STORE BLDGS

TRW-REDI (C) 1994
The Page & Grid reference is copyrighted by Thomas Bros. Maps (TM)
         --------------------------------------------------------------
 )) Reported data believed to be reliable but accuracy is not guaranteed ((


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                        (C) 1996 TRW REDI Property Data
Prepared For:                              Prepared By:

                              Title Representative:

         --------------------------------------------------------------

18)   Situs:11660 RANCHO CARMEL DRIVE, CA

                                                         Use:STORE BUILDING

APN   :313-730-20-00       Tax Rate Area:08-141      Assd Land:$420,000
County: San Diego CA       Property Tax :$5,241      Assd Imp :$680,000
Census: 1952.00                                      Total Val:$1,100,000
Map Pg:                    Exemption    :            Assd Year:96
New Pg:                                              %Improved:61%

Owner :COMMUNITY CENTERS ONE L L & L/EA
Mail  :34555 CHAGRIN BLVD;MORELAND HILLS OH 44022

              Last Sale         Prior Sale
Transfer Date:11/27/95          07/16/91             Bldg/Lvarea:5,040
Doument #    :534900            349260               Yrblt/Eff  :94
Document Type:GRANT DEED                             # Stories  :
Price        :$52,220,000F                           # Units    :
First TD     :                                       # Buildings:

Junior TD    :
Lender       :
Seller       :HOMART DEV CO
Title Company:CHICAGO TITLE INSURANCE CO
Number of Parcels  :+

County Use:621                Lot Size    :          Pool        :
Bldg Class:                   Lot Area    :
Flood Panl:       -           Zoning      :          Condition   :
Flood Zone:  ,
                              Park Type   :

COMMENTS: 1 TO 3 STORY MISC STORE BLDGS

TRW-REDI (C) 1994
The Page & Grid reference is copyrighted by Thomas Bros. Maps (TM)
         --------------------------------------------------------------
 )) Reported data believed to be reliable but accuracy is not guaranteed ((


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                         (C)1996 TRW REDI Property Data
     Prepared For:                         Prepared By:

                                         Title Representative:

          ------------------------------------------------------------
19) Situs: 11608 RANCHO CARMEL DRIVE, LAKESIDE CA

                                                       Use: COMMERCIAL LOT

APN     :313-730-21-00      Tax Rate Area  :08-141  Assd Land   :$276,552
County  : San Diego CA      Property Tax   :$2,980  Assd Imp    :
Census  :1952.00                                    Total Val   :$276,552
Map Pg  :                    Exemption     :        Assd Year   :96
New Pg  :                                           % Improved  :

Owner :COMMUNITY CENTERS ONE L L & L/EA
Mail  :34555 CHAGRIN BLVD; MORELAND HILLS OH 44022

                  Last Sale          Prior Sale
Transfer Date    :11/27/95            04/28/95         Bldg/Lvarea  :5,600
Document #       :534900              179332           Yrblt/Eff    :
Document Type    :GRANT DEED          GRANT DEED       # Stories    :
Price            :$52,220,000F        $175,000F        # Units      :
First TD         :                    $157,200H        # Buildings  :

Junior TD        :
Lender           :
Seller           :HOMART DEV CO
Title Company    :CHICAGO TITLE INSURANCE CO
Number of Parcels      :+

County Use: 620               Lot Size   :A0.53        Pool         :
Bldg Class:                   Lot Area   :23,086
Flood Panl:         -         Zoning     :             Condition    :
Flood Zone: ,
                              Park Type  :
Legal     :L3 /B17251

TRW-REDI (C) 1994
The Page & Grid reference is copyrighted by Thomas Bros. Maps (TM)


)) Reported data believed to be reliable but accuracy is not guaranteed ((

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                         (C)1996 TRW REDI Property Data
     Prepared For:                         Prepared By:

                                         Title Representative:

          ------------------------------------------------------------
8) Situs: 11650 CARMEL MOUNTAIN ROAD, CA
                                                       Use: RESTAURANT BUILDING
APN     :313-730-24-00       Tax Rate Area  :08-141    Assd Land: $775,000
County  : San Diego CA       Property Tax   :$4,646    Assd Imp : $845,000
Census  :1952.00                                       Total Val: $1,620,000
Map Pg  :                    Exemption      :          Assd Year: 96
New Pg  :                                              %Improved: 52%

Owner   :COMMUNITY CENTERS ONE L L & L/EA
Mail    :34555 CHAGRIN BLVD; MORELAND HILLS OH 44022

                  Last Sale          Prior Sale
Transfer Date    :11/27/95            07/16/91         Bldg/Lvarea   :6,714
Document #       :534900              349260           Yrblt/Eff     :
Document Type    :GRANT DEED                           # Stories     :
Price            :$52,220,000F                         # Units       :
First TD         :                                     # Buildings   :

Junior TD        :
Lender           :
Seller           :HOMART DEV CO
Title Company    :CHICAGO TITLE INSURANCE CO
Number of Parcels      :+

County Use: 635               Lot Size   :A0.89        Pool          :
Bldg Class:Lot Area                      :38,768
Flood Panl:         -         Zoning     :             Condition     :
Flood Zone: ,
                              Park Type  :

TRW-REDI (C) 1994
The Page & Grid reference is copyrighted by Thomas Bros. Maps (TM)

)) Reported data believed to be reliable but accuracy is not guaranteed ((

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                         (C)1996 TRW REDI Property Data
     Prepared For:                         Prepared By:

                                         Title Representative:

          ------------------------------------------------------------
17) Situs: 11670 CARMEL MOUNTAIN ROAD, CA

                                                       Use: COMMERCIAL (NEC)

APN     :313-730-25-00       Tax Rate Area  :08-141    Assd Land   :$600,000
County  : San Diego CA       Property Tax   :$8,144    Assd Imp    :$730,000
Census  :1952.00                                       Total Val   :$1,330,000
Map Pg  :                    Exemption      :          Assd Year   :96
New Pg  :                                              % Improved  :54%

Owner :COMMUNITY CENTERS ONE L L & L/EA
Mail  :34555 CHAGRIN BLVD; MORELAND HILLS OH 44022

                  Last Sale          Prior Sale
Transfer Date    :11/27/95            07/16/91         Bldg/Lvarea   :5,525
Document #       :534900              349260           Yrblt/Eff     :
Document Type    :GRANT DEED                           # Stories     :
Price            :$52,220,000F                         # Units       :
First TD         :                                     # Buildings   :

Junior TD        :
Lender           :
Seller           :HOMART DEV CO
Title Company    :CHICAGO TITLE INSURANCE CO
Number of Parcels      :+

County Use:  620               Lot Size   :A0.68        Pool          :
Bldg Class:                    Lot Area   :29,620
Flood Panl:           -        Zoning     :             Condition     :
Flood Zone: ,
                              Park Type  :

TRW-REDI (C) 1994
The Page & Grid reference is copyrighted by Thomas Bros. Maps (TM)
           --------------------------------------------------------------
)) Reported data believed to be reliable but accuracy is not guaranteed ((

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                         (C)1996 TRW REDI Property Data
     Prepared For:                         Prepared By:

                                         Title Representative:

          ------------------------------------------------------------
16) Situs: 11688 CARMEL MOUNTAIN ROAD, CA

                                                       Use: RESTAURANT BUILDING

APN     :313-730-26-00       Tax Rate Area  :08-141    Assd Land   :$400,000
County  : San Diego CA       Property Tax   :$5,726    Assd Imp    :$250,000
Census  :1952.00                                       Total Val   :$650,000
Map Pg  :                    Exemption      :          Assd Year   :96
New Pg  :                                              % Improved  :38%

Owner :COMMUNITY CENTERS ONE L L & L/EA
Mail  :34555 CHAGRIN BLVD; MORELAND HILLS OH 44022

                  Last Sale          Prior Sale
Transfer Date    :11/27/95            07/16/91         Bldg/Lvarea   :1,989
Document #       :534900              349260           Yrblt/Eff     :94
Document Type    :GRANT DEED                           # Stories     :
Price            :$52,220,000F                         # Units       :
First TD         :                                     # Buildings   :

Junior TD        :
Lender           :
Seller           :HOMART DEV CO
Title Company    :CHICAGO TITLE INSURANCE CO
Number of Parcels      :+

County Use:  635               Lot Size   :A0.54        Pool          :
Bldg Class:                    Lot Area   :23,522
Flood Panl:          -         Zoning     :             Condition     :
Flood Zone: ,
                              Park Type:

TRW-REDI (C) 1994
The Page & Grid reference is copyrighted by Thomas Bros. Maps (TM)
-------------------------------------------------------------------------

)) Reported data believed to be reliable but accuracy is not guaranteed ((

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                         (C)1996 TRW REDI Property Data
     Prepared For:                         Prepared By:

                                         Title Representative:

          ------------------------------------------------------------
15) Situs: 11640 CARMEL MOUNTAIN ROAD #11730, CA

                                                       Use: STORE BUILDING

APN     :313-730-27-00       Tax Rate Area  :08-141    Assd Land   :$4,566,237
County  : San Diego CA       Property Tax   :$109,172  Assd Imp    :$5,889,208
Census  :1952.00                                       Total Val   :$10,455,445
Map Pg  :                    Exemption      :          Assd Year   :96
New Pg  :                                              % Improved  :56%

Owner :COMMUNITY CENTERS ONE L L & L/EA
Mail  :34555 CHAGRIN BLVD; MORELAND HILLS OH 44022

                  Last Sale          Prior Sale
Transfer Date    :11/27/95            07/16/91         Bldg/Lvarea   :99,999
Document #       :534900              349260           Yrblt/Eff     :94
Document Type    :GRANT DEED                           # Stories     :
Price            :$52,220,000F                         # Units       :
First TD         :                                     # Buildings   :

Junior TD        :
Lender           :
Seller           :HOMART DEV CO
Title Company    :CHICAGO TITLE INSURANCE CO
Number of Parcels      :+

County Use:  621              Lot Size   :A8.98        Pool          :
Bldg Class:                   Lot Area   :391,168
Flood Panl:        -          Zoning     :             Condition     :
Flood Zone: ,
                              Park Type  :

Comments : 1 to 3 STORY MISC STORE BLDGS

TRW-REDI (C) 1994
The Page & Grid reference is copyrighted by Thomas Bros. Maps (TM)


)) Reported data believed to be reliable but accuracy is not guaranteed ((

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                         (C)1996 TRW REDI Property Data
     Prepared For:                         Prepared By:

                                         Title Representative:

          ------------------------------------------------------------
14) Situs: 11720-40 CARMEL MOUNTAIN ROAD, CA
                                                       Use: STORE BUILDING

APN   :313-730-28-00      Tax Rate Area:08-141     Assd Land :$840,000
County: San Diego CA      Property Tax :$10,346    Assd Imp  :$2,600,000
Census:1952.00                                     Total Val :$3,440,000
Map Pg:                   Exemption    :           Assd Year :96
New Pg:                                            % Improved:75%

Owner :COMMUNITY CENTERS ONE L L & L/EA
Mail  :34555 CHAGRIN BLVD; MORELAND HILLS OH 44022

                  Last Sale          Prior Sale
Transfer Date    :11/27/95            07/16/91       Bldg/Lvarea   :15,848
Document #       :534900              349260         Yrblt/Eff     :94
Document Type    :GRANT DEED                         # Stories     :
Price            :$52,220,000F                       # Units       :
First TD         :                                   # Buildings   :

Junior TD        :
Lender           :
Seller           :HOMART DEV CO
Title Company    :CHICAGO TITLE INSURANCE CO
Number of Parcels      :+

County Use: 621            Lot Size   :A1.07         Pool          :
Bldg Class:                Lot Area   :46,609
Flood Panl:         -      Zoning     :              Condition     :
Flood Zone: ,
                           Park Type:

Comments  : 1 to 3 STORY MISC STORE BLDGS

TRW-REDI (C) 1994
The Page & Grid reference is copyrighted by Thomas Bros. Maps (TM)
           ---------------------------------------------------------------
))Reported data believed to be reliable but accuracy is not guaranteed((

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                         (C)1996 TRW REDI Property Data
     Prepared For:                         Prepared By:

                                         Title Representative:

          ------------------------------------------------------------
13) Situs: 11738-910 CARMEL MOUNTAIN ROAD, CA
                                                       Use: 000

APN   :313-730-29-00      Tax Rate Area:08-141     Assd Land :$1,660,000
County: San Diego CA      Property Tax :$30,601    Assd Imp  :$5,940,000
Census:1952.00                                     Total Val :$7,600,000
Map Pg:                   Exemption    :           Assd Year :96
New Pg:                                            % Improved:78%

Owner :COMMUNITY CENTERS ONE L L & L/EA
Mail  :34555 CHAGRIN BLVD; MORELAND HILLS OH 44022

                  Last Sale          Prior Sale
Transfer Date    :11/27/95            07/16/91       Bldg/Lvarea   :
Document #       :534900              349260         Yrblt/Eff     :
Document Type    :GRANT DEED                         # Stories     :
Price            :$52,220,000F                       # Units       :
First TD         :                                   # Buildings   :

Junior TD        :
Lender           :
Seller           :HOMART DEV CO
Title Company    :CHICAGO TITLE INSURANCE CO
Number of Parcels      :+

County Use:                Lot Size   :              Pool          :
Bldg Class:                Lot Area   :
Flood Panl:       -        Zoning     :              Condition     :
Flood Zone: ,
                           Park Type:

TRW-REDI (C) 1994
The Page & Grid reference is copyrighted by Thomas Bros. Maps (TM)
           ---------------------------------------------------------------
))Reported data believed to be reliable but accuracy is not guaranteed((

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                         (C)1996 TRW REDI Property Data
     Prepared For:                         Prepared By:

                                         Title Representative:

          ------------------------------------------------------------
11)Situs: 11850 CARMEL MOUNTAIN ROAD, CA
                                                       Use: SHOPPING CENTER

APN   :313-730-31-00      Tax Rate Area:08-141     Assd Land :$1,730,000
County: San Diego CA      Property Tax :$22,944    Assd Imp  :$2,170,000
Census:1952.00                                     Total Val :$3,900,000
Map Pg:                   Exemption    :           Assd Year :96
New Pg:                                            % Improved:55%

Owner :COMMUNITY CENTERS ONE L L & L/EA
Mail  :34555 CHAGRIN BLVD; MORELAND HILLS OH 44022

                  Last Sale          Prior Sale
Transfer Date    :11/27/95            07/16/91       Bldg/Lvarea   :25,658
Document #       :534900              349260         Yrblt/Eff     :
Document Type    :GRANT DEED                         # Stories     :
Price            :$52,220,000F                       # Units       :
First TD         :                                   # Buildings   :

Junior TD        :
Lender           :
Seller           :HOMART DEV CO
Title Company    :CHICAGO TITLE INSURANCE CO
Number of Parcels      :+

County Use: 623            Lot Size   :A2.21         Pool          :
Bldg Class:                Lot Area   :96,267
Flood Panl:        -       Zoning     :              Condition     :
Flood Zone: ,
                           Park Type:

TRW-REDI (C) 1994
The Page & Grid reference is copyrighted by Thomas Bros. Maps (TM)
           ---------------------------------------------------------------
))Reported data believed to be reliable but accuracy is not guaranteed((

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                         (C)1996 TRW REDI Property Data
     Prepared For:                         Prepared By:

                                         Title Representative:

          ------------------------------------------------------------
10) Situs: 11880 CARMEL MOUNTAIN ROAD, CA
                                                   Use: RESTAURANT BUILDING

APN   :313-730-32-00      Tax Rate Area: 08-141    Assd Land :$550,000
County: San Diego CA      Property Tax : $7,383    Assd Imp  :$330,000
Census:1952.00                                     Total Val :$880,000
Map Pg:                   Exemption    :           Assd Year :96
New Pg:                                            % Improved:37%

Owner :COMMUNITY CENTERS ONE L L & L/EA
Mail  :34555 CHAGRIN BLVD; MORELAND HILLS OH 44022

                  Last Sale          Prior Sale
Transfer Date    :11/27/95            07/16/91       Bldg/Lvarea   :2,908
Document #       :534900              349260         Yrblt/Eff     :94
Document Type    :GRANT DEED                         # Stories     :
Price            :$52,220,000F                       # Units       :
First TD         :                                   # Buildings   :

Junior TD        :
Lender           :
Seller           :HOMART DEV CO
Title Company    :CHICAGO TITLE INSURANCE CO
Number of Parcels      :+

County Use:                Lot Size   :A0.69         Pool          :
Bldg Class:                Lot Area   :30,056
Flood Panl:       -        Zoning     :              Condition     :
Flood Zone: ,
                           Park Type:

TRW-REDI (C) 1994
The Page & Grid reference is copyrighted by Thomas Bros. Maps (TM)
           ---------------------------------------------------------------
))Reported data believed to be reliable but accuracy is not guaranteed((

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                         (C)1996 TRW REDI Property Data
     Prepared For:                         Prepared By:

                                         Title Representative:

          ------------------------------------------------------------
1) Situs: 11602 CARMEL MOUNTAIN ROAD, CA
                                                   Use: RESTAURANT BUILDING

APN   :313-730-35-00      Tax Rate Area:08-141     Assd Land :$780,O00
County: San Diego CA      Property Tax :$11,176    Assd Imp  :$540,000
Census:1952.00                                     Total Val :$1,320,000
Map Pg:                   Exemption    :           Assd Year :96
New Pg:                                            % Improved:40%

Owner :COMMUNITY CENTERS ONE L L & L/EA
Mail  :34555 CHAGRIN BLVD; MORELAND HILLS OH 44022

                  Last Sale          Prior Sale
Transfer Date    :11/27/95            07/16/91       Bldg/Lvarea   :5,489
Document #       :534900              349260         Yrblt/Eff     :
Document Type    :GRANT DEED                         # Stories     :
Price            :$52,220,000F                       # Units       :
First TD         :                                   # Buildings   :

Junior TD        :
Lender           :
Seller           :HOMART DEV CO
Title Company    :CHICAGO TITLE INSURANCE CO
Number of Parcels      :+

County Use:635             Lot Size   :A1.04         Pool          :
Bldg Class:                Lot Area   :45,302
Flood Panl:       -        Zoning     :              Condition     :
Flood Zone: ,
                           Park Type:

TRW-REDI (C) 1994
The Page & Grid reference is copyrighted by Thomas Bros. Maps (TM)
           ---------------------------------------------------------------
))Reported data believed to be reliable but accuracy is not guaranteed((

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                         (C)1996 TRW REDI Property Data
     Prepared For:                         Prepared By:

                                         Title Representative:

          ------------------------------------------------------------
9) Situs: 12156 CARMEL MOUNTAIN ROAD, CA
                                                   Use: SHOPPING CENTER

APN   :313-731-10-00      Tax Rate Area:08-141    Assd Land :$510,000
County: San Diego CA      Property Tax :$8,501    Assd Imp  :$880,000
Census:1952.00                                    Total Val :$1,390,000
Map Pg:                   Exemption    :          Assd Year :96
New Pg:                                           % Improved:63%

Owner :COMMUNITY CENTERS ONE L L & L/EA
Mail  :34555 CHAGRIN BLVD; MORELAND HILLS OH 44022

                  Last Sale          Prior Sale
Transfer Date    :11/27/95            07/16/91       Bldg/Lvarea   :6,820
Document #       :534900              349260         Yrblt/Eff     :
Document Type    :GRANT DEED                         # Stories     :
Price            :$52,220,000F                       # Units       :
First TD         :                                   # Buildings   :

Junior TD        :
Lender           :
Seller           :HOMART DEV CO
Title Company    :CHICAGO TITLE INSURANCE CO
Number of Parcels      :+

County Use: 624            Lot Size   :A0.58         Pool          :
Bldg Class:                Lot Area   :25,264
Flood Panl:       -        Zoning     :              Condition     :
Flood Zone: ,
                           Park Type:

TRW-REDI (C) 1994
The Page & Grid reference is copyrighted by Thomas Bros. Maps (TM)
           ---------------------------------------------------------------
))Reported data believed to be reliable but accuracy is not guaranteed((

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                         (C)1996 TRW REDI Property Data
     Prepared For:                         Prepared By:

                                         Title Representative:

          ------------------------------------------------------------
7) Situs: 12120 CARMEL MOUNTAIN ROAD, CA
                                                   Use: STORE BUILDING

APN   :313-731-12-00      Tax Rate Area:08-141     Assd Land :$238,424
County: San Diego CA      Property Tax :$5,073     Assd Imp  :$247,597
Census:1952.00                                     Total Val :$486,021
Map Pg:                   Exemption    :           Assd Year :96
New Pg:                                            % Improved:50%

Owner :COMMUNITY CENTERS ONE L L & L/EA
Mail  :34555 CHAGRIN BLVD; MORELAND HILLS OH 44022

                  Last Sale          Prior Sale
Transfer Date    :11/27/95            07/16/91       Bldg/Lvarea   :4,760
Document #       :534900              349260         Yrblt/Eff     :
Document Type    :GRANT DEED                         # Stories     :
Price            :$52,220,000F                       # Units       :
First TD         :                                   # Buildings   :

Junior TD        :
Lender           :
Seller           :HOMART DEV CO
Title Company    :CHICAGO TITLE INSURANCE CO
Number of Parcels      :+

County Use:                Lot Size   :              Pool          :
Bldg Class:                Lot Area   :
Flood Panl:       -        Zoning     :              Condition     :
Flood Zone: ,
                           Park Type:

TRW-REDI (C) 1994
The Page & Grid reference is copyrighted by Thomas Bros. Maps (TM)
           ---------------------------------------------------------------
))Reported data believed to be reliable but accuracy is not guaranteed((

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                         (C)1996 TRW REDI Property Data
     Prepared For:                         Prepared By:

                                         Title Representative:

          ------------------------------------------------------------
6) Situs: 12080 CARMEL MOUNTAIN ROAD, CA
                                                   Use: 000

APN   :313-731-13-00      Tax Rate Area:08-141     Assd Land :$5,089,506
County: San Diego CA      Property Tax :$90,700    Assd Imp  :$3,531,646
Census:1952.00                                     Total Val :$8,621,152
Map Pg:                   Exemption    :           Assd Year :96
New Pg:                                            % Improved:40%

Owner :COMMUNITY CENTERS ONE L L & L/EA
Mail  :34555 CHAGRIN BLVD; MORELAND HILLS OH 44022

                  Last Sale          Prior Sale
Transfer Date    :11/27/95            07/16/91       Bldg/Lvarea   :
Document #       :534900              349260         Yrblt/Eff     :
Document Type    :GRANT DEED                         # Stories     :
Price            :$52,220,000F                       # Units       :
First TD         :                                   # Buildings   :

Junior TD        :
Lender           :
Seller           :HOMART DEV CO
Title Company    :CHICAGO TITLE INSURANCE CO
Number of Parcels      :+

County Use:                Lot Size   :              Pool          :
Bldg Class:                Lot Area   :
Flood Panl:       -        Zoning     :              Condition     :
Flood Zone: ,
                           Park Type:

TRW-REDI (C) 1994
The Page & Grid reference is copyrighted by Thomas Bros. Maps (TM)
           ---------------------------------------------------------------
))Reported data believed to be reliable but accuracy is not guaranteed((

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                         (C)1996 TRW REDI Property Data
     Prepared For:                         Prepared By:

                                         Title Representative:

          ------------------------------------------------------------
5) Situs: 12002 CARMEL MOUNTAIN ROAD, CA
                                                   Use: STORE BUILDING

APN   :313-731-14-00      Tax Rate Area:08-141     Assd Land :$775,000
County: San Diego CA      Property Tax :$8,716     Assd Imp  :$995,000
Census:1952.00                                     Total Val :$l,770,000
Map Pg:                   Exemption    :           Assd Year :96
New Pg:                                            % Improved:56%

Owner :COMMUNITY CENTERS ONE L L & L/EA
Mail  :34555 CHAGRIN BLVD; MORELAND HILLS OH 44022

                  Last Sale          Prior Sale
Transfer Date    :11/27/95            07/16/91       Bldg/Lvarea   :7,000
Document #       :534900              349260         Yrblt/Eff     :94
Document Type    :GRANT DEED                         # Stories     :
Price            :$52,220,000F                       # Units       :
First TD         :                                   # Buildings   :

Junior TD        :
Lender           :
Seller           :HOMART DEV CO
Title Company    :CHICAGO TITLE INSURANCE CO
Number of Parcels      :+

County Use:  621           Lot Size   :A0.81         Pool          :
Bldg Class:                Lot Area   :35,283
Flood Panl:       -        Zoning     :              Condition     :
Flood Zone: ,
                           Park Type:

Comments :1 TO 3 STORY MISC STORE BLDGS

TRW-REDI (C) 1994
The Page & Grid reference is copyrighted by Thomas Bros. Maps (TM)
           ---------------------------------------------------------------
))Reported data believed to be reliable but accuracy is not guaranteed((

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                         (C)1996 TRW REDI Property Data
     Prepared For:                         Prepared By:

                                         Title Representative:

          ------------------------------------------------------------
4) Situs: 12060 CARMEL MOUNTAIN ROAD, CA
                                                   Use: 000

APN   :313-731-15-00      Tax Rate Area:08-141     Assd Land :$1,630,000
County: San Diego CA      Property Tax :$21,727    Assd Imp  :$2,070,000
Census:1952.00                                     Total Val :$3,700,000
Map Pg:                   Exemption    :           Assd Year :96
New Pg:                                            % Improved:55%

Owner :COMMUNITY CENTERS ONE L L & L/EA
Mail  :34555 CHAGRIN BLVD; MORELAND HILLS OH 44022

                  Last Sale          Prior Sale
Transfer Date    :11/27/95            07/16/91       Bldg/Lvarea   :
Document #       :534900              349260         Yrblt/Eff     :
Document Type    :GRANT DEED                         # Stories     :
Price            :$52,220,000F                       # Units       :
First TD         :                                   # Buildings   :

Junior TD        :
Lender           :
Seller           :HOMART DEV CO
Title Company    :CHICAGO TITLE INSURANCE CO
Number of Parcels      :+

County Use:                Lot Size   :              Pool          :
Bldg Class:                Lot Area   :
Flood Panl:       -        Zoning     :              Condition     :
Flood Zone: ,
                           Park Type:

TRW-REDI (C) 1994
The Page & Grid reference is copyrighted by Thomas Bros. Maps (TM)
           ---------------------------------------------------------------
))Reported data believed to be reliable but accuracy is not guaranteed((

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                         (C)1996 TRW REDI Property Data
     Prepared For:                         Prepared By:

                                         Title Representative:

          ------------------------------------------------------------
3) Situs: 11946-90 CARMEL MOUNTAIN ROAD, CA
                                                   Use: 000

APN   :313-731-16-00      Tax Rate Area:08-141     Assd Land :$1,150,000
County: San Diego CA      Property Tax :$20,855    Assd Imp  :$3,600,000
Census:1952.00                                     Total Val :$4,750,000
Map Pg:                   Exemption    :           Assd Year :96
New Pg:                                            % Improved:75%

Owner :COMMUNITY CENTERS ONE L L & L/EA
Mail  :34555 CHAGRIN BLVD; MORELAND HILLS OH 44022

                  Last Sale          Prior Sale
Transfer Date    :11/27/95            07/16/91       Bldg/Lvarea   :
Document #       :534900              349260         Yrblt/Eff     :
Document Type    :GRANT DEED                         # Stories     :
Price            :$52,220,000F                       # Units       :
First TD         :                                   # Buildings   :

Junior TD        :
Lender           :
Seller           :HOMART DEV CO
Title Company    :CHICAGO TITLE INSURANCE CO
Number of Parcels      :+

County Use:                Lot Size   :              Pool          :
Bldg Class:                Lot Area   :
Flood Panl:       -        Zoning     :              Condition     :
Flood Zone: ,
                           Park Type:

TRW-REDI (C) 1994
The Page & Grid reference is copyrighted by Thomas Bros. Maps (TM)
           ---------------------------------------------------------------
))Reported data believed to be reliable but accuracy is not guaranteed((

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                         (C)1996 TRW REDI Property Data
     Prepared For:                         Prepared By:

                                         Title Representative:

          ------------------------------------------------------------
12) Situs: 12070 CARMEL MOUNTAIN ROAD, CA
                                                   Use: 000

APN   :313-731-17-00      Tax Rate Area:08-141     Assd Land :$375,00O
County: San Diego CA      Property Tax :$6,724     Assd Imp  :$855,000
Census:1952.00                                     Total Val :$1,230,000
Map Pg:                   Exemption    :           Assd Year :96
New Pg:                                            % Improved:69%

Owner :COMMUNITY CENTERS ONE L L & L/EA
Mail  :34555 CHAGRIN BLVD; MORELAND HILLS OH 44022

                  Last Sale          Prior Sale
Transfer Date    :11/27/95            07/16/91       Bldg/Lvarea   :
Document #       :534900              349260         Yrblt/Eff     :
Document Type    :GRANT DEED                         # Stories     :
Price            :$52,220,000F                       # Units       :
First TD         :                                   # Buildings   :

Junior TD        :
Lender           :
Seller           : HOMART DEV CO
Title Company    : CHICAGO TITLE INSURANCE CO
Number of Parcels      :+

County Use:                Lot Size   :              Pool          :
Bldg Class:                Lot Area   :
Flood Panl:       -        Zoning     :              Condition     :
Flood Zone: ,
                           Park Type:

TRW-REDI (C) 1994
The Page & Grid reference is copyrighted by Thomas Bros. Maps (TM)
           ---------------------------------------------------------------
))Reported data believed to be reliable but accuracy is not guaranteed((

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                         (C)1996 TRW REDI Property Data
     Prepared For:                         Prepared By:

                                         Title Representative:

          ------------------------------------------------------------
2) Situs: 12004 CARMEL MOUNTAIN ROAD, CA
                                                   Use: STORE BUILDING

APN   :313-731-18-00      Tax Rate Area:08-141     Assd Land :$780,000
County: San Diego CA      Property Tax :$13,672    Assd Imp  :$2,260,000
Census:1952.00                                     Total Val :$3,040,000
Map Pg:                   Exemption    :           Assd Year :96
New Pg:                                            % Improved:74%

Owner :COMMUNITY CENTERS ONE L L & L/EA
Mail  :34555 CHAGRIN BLVD; MORELAND HILLS OH 44022

                  Last Sale          Prior Sale
Transfer Date    :11/27/95            07/16/91       Bldg/Lvarea   :14,013
Document #       :534900              349260         Yrblt/Eff     :
Document Type    :GRANT DEED                         # Stories     :
Price            :$52,220,000F                       # Units       :
First TD         :                                   # Buildings   :

Junior TD        :
Lender           :
Seller           :HOMART DEV CO
Title Company    :CHICAGO TITLE INSURANCE CO
Number of Parcels      :+

County Use:621             Lot Size   :A0.81         Pool          :
Bldg Class:                Lot Area   :35,283
Flood Panl:       -        Zoning     :              Condition     :
Flood Zone: ,
                           Park Type:

Comments :1 TO 3 STORY MISC STORE BLDGS

TRW-REDI (C) 1994
The Page & Grid reference is copyrighted by Thomas Bros. Maps (TM)
           ---------------------------------------------------------------
))Reported data believed to be reliable but accuracy is not guaranteed((

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================
                              SUBJECT SALES REPORTS
================================================================================

               CARMEL MOUNTAIN PLAZA 1996 MONTHLY SALES REPORTING

====================================================================================================================================
                TENANT NAME/               %              MONTHLY         OPENING      ANNUAL                 JAN.         FEB.
          CONTACT & PHONE NO.                              RENT            DATE      BREAKPOINT
------------------------------------------------------------------------------------------------------------------------------------
ARTIFEX                                   N/A            2,705.30        08/17/90        N/A
Jim 487-0589
------------------------------------------------------------------------------------------------------------------------------------
ARTVENTURES - QUARTERLY                   N/A            2,100.00        02/08/91        N/A
Pam 451-3278
------------------------------------------------------------------------------------------------------------------------------------
ATHENS MARKET CAFE - QRTLY                N/A            2,935.46        03/28/90        N/A                20,221.00    21,196.00
Nick 675-2225
------------------------------------------------------------------------------------------------------------------------------------
BARNES & NOBEL # 1976 - ANL              3.00%          24,353.00        10/21/89    9,741,200.00          306,810.21   316,096.29
Don Row 674-1055
------------------------------------------------------------------------------------------------------------------------------------
CALIFORNIA PIZZA KITCHEN                 3.00%        Based on sales     06/12/90        0.00              115,281.26   121,066.80
QRTLY - Mark Carter (310) 575-5720                   $7500 Eff. 7/1/96            Natural Breakpoint
------------------------------------------------------------------------------------------------------------------------------------
CARMEL MOUNTAIN DENTAL CENTER             N/A            3,918.63        10/01/95        N/A
Mark Luban 675-1180
------------------------------------------------------------------------------------------------------------------------------------
CARMEL MTN ORTHODONTICS                   N/A            2,044.65        12/01/95        N/A
Jerold/Jill Hennes
------------------------------------------------------------------------------------------------------------------------------------
CARMEL PLAZA CHIROPRACTIC                 N/A            2,227.94        11/20/90        N/A                19,187.00    22,107.00
Dr. Pat Oshea 676-1166 - Quarterly
------------------------------------------------------------------------------------------------------------------------------------
CARMEL PLAZA OPTICAL                     6.00%           2,163.00        01/16/91     431,550.00            12,212.17     8,739.92
Carolyn Chetister 676-3937                              Eff. 2/1/96               Natural Breakpoint
------------------------------------------------------------------------------------------------------------------------------------
CHICKENEST                               5.00%           5,639.75        03/28/90    1,340,398.40           15,360.00
Joe 675-0101                                            Eff. 5/1/96               Natural Breakpoint
------------------------------------------------------------------------------------------------------------------------------------
CHOP HOUSE #299-3388                     4.00%           3,744.00        01/11/90    1,119,600.00
Joy Fuemi 535-1668/673-9988                             Eff. 2/1/96               Natural Breakpoint
------------------------------------------------------------------------------------------------------------------------------------
CIRCUIT CITY #3327 - ANNUAL              1.00%          32,418.41        11/20/89   25,000,000.00       12,684,536.30

------------------------------------------------------------------------------------------------------------------------------------
COCO'S RESTAURANTS                       3.00%           7,916.67        01/12/96    3,166,668.00
                                                                                  Natural Breakpoint
------------------------------------------------------------------------------------------------------------------------------------
DEPARTURES TRAVEL - QRTLY                 N/A            2,264.17        10/14/89        N/A                10,293.00     8,469.72
Judy Lobred - 674-7600
------------------------------------------------------------------------------------------------------------------------------------
DIAMONDS - QUARTLEY                       N/A            3,690.96        10/12/90        N/A                43,947.50    82,204.83
Jim 427-2500/674-7404
------------------------------------------------------------------------------------------------------------------------------------
FLOWERS A LA CARTE - QRTLY                N/A              703.50        11/01/90        N/A
Donna 487-5522
------------------------------------------------------------------------------------------------------------------------------------
GARDEN STATE BAGELS-QRTLY                 N/A            2,546.16        12/30/89        N/A                32,631.00    32,559.00
Dot 538-0325
------------------------------------------------------------------------------------------------------------------------------------

============================================================================================================================
                TENANT NAME/                   MARCH         APR.          MAY          JUNE         JULY          AUG.
          CONTACT & PHONE NO.
----------------------------------------------------------------------------------------------------------------------------
ARTIFEX
Jim 487-0589
----------------------------------------------------------------------------------------------------------------------------
ARTVENTURES - QUARTERLY                       41,028.58                               37,354.28
Pam 451-3278
----------------------------------------------------------------------------------------------------------------------------
ATHENS MARKET CAFE - QRTLY                    27,377.44    20,594.00     23,391.00    23,644.00     22,342.00    25,597.00
Nick 675-2225
----------------------------------------------------------------------------------------------------------------------------
BARNES & NOBEL # 1976 - ANL                  377,145.83   267,790.89    241,371.33   314,298.58    215,341.78   219,370.51
Don Row 674-1055
----------------------------------------------------------------------------------------------------------------------------
CALIFORNIA PIZZA KITCHEN                     134,155.06   118,021.01    129,450.95   147,356.83    129,415.68   152,007.46
QRTLY - Mark Carter (310) 575-5720
----------------------------------------------------------------------------------------------------------------------------
CARMEL MOUNTAIN DENTAL CENTER
Mark Luban 675-1180
----------------------------------------------------------------------------------------------------------------------------
CARMEL MTN ORTHODONTICS
Jerold/Jill Hennes
----------------------------------------------------------------------------------------------------------------------------
CARMEL PLAZA CHIROPRACTIC                     23,904.00    14,717.00     16,070.00    16,386.00     18,854.00    14,862.95
Dr. Pat Oshea 676-1166 - Quarterly
----------------------------------------------------------------------------------------------------------------------------
CARMEL PLAZA OPTICAL                          12,043.22     4,990.51     12,178.49     9,001.69      9,722.88    12,153.22
Carolyn Chetister 676-3937
----------------------------------------------------------------------------------------------------------------------------
CHICKENEST
Joe 675-0101
----------------------------------------------------------------------------------------------------------------------------
CHOP HOUSE #299-3388                           3,241.68                  11,423.70    13,300.00     11,914.76    13,400.00
Joy Fuemi 535-1668/673-9988
----------------------------------------------------------------------------------------------------------------------------
CIRCUIT CITY #3327 - ANNUAL

----------------------------------------------------------------------------------------------------------------------------
COCO'S RESTAURANTS

----------------------------------------------------------------------------------------------------------------------------
DEPARTURES TRAVEL - QRTLY                     14,909.86    18,735.57     17,349.04    18,383.93     11,742.40    16,833.53
Judy Lobred - 674-7600
----------------------------------------------------------------------------------------------------------------------------
DIAMONDS - QUARTLEY                           68,699.56    50,943.72     86,854.50    48,692.06     61,103.12    57,851.64
Jim 427-2500/674-7404
----------------------------------------------------------------------------------------------------------------------------
FLOWERS A LA CARTE - QRTLY                                                                                        3,900.00
Donna 487-5522
----------------------------------------------------------------------------------------------------------------------------
GARDEN STATE BAGELS-QRTLY                     37,098.00    31,036.00     35,097.00    32,063.00     28,311.00    30,543.00
Dot 538-0325
----------------------------------------------------------------------------------------------------------------------------

=========================================================================================================
                TENANT NAME/              SEPT.         OCT.         NOV.          DEC.         TOTAL
          CONTACT & PHONE NO.
---------------------------------------------------------------------------------------------------------
ARTIFEX                                                                                    15,190,022.75
Jim 487-0589
---------------------------------------------------------------------------------------------------------
ARTVENTURES - QUARTERLY                  43,143.27                               53,851.62    175,377.75
Pam 451-3278
---------------------------------------------------------------------------------------------------------
ATHENS MARKET CAFE - QRTLY               22,985.00    24,276.00     23,886.00    26,080.00    281,591.44
Nick 675-2225
---------------------------------------------------------------------------------------------------------
BARNES & NOBEL # 1976 - ANL             280,424.65   214,066.10    215,681.03   470,221.01  3,438,617.21
Don Row 674-1055
---------------------------------------------------------------------------------------------------------
CALIFORNIA PIZZA KITCHEN                134,751.74   113,909.58    134,298.25   123,521.73  1,553,236.35
QRTLY - Mark Carter (310) 575-5720
---------------------------------------------------------------------------------------------------------
CARMEL MOUNTAIN DENTAL CENTER                                                                       0.00
Mark Luban 675-1180
---------------------------------------------------------------------------------------------------------
CARMEL MTN ORTHODONTICS                                                                             0.00
Jerold/Jill Hennes
---------------------------------------------------------------------------------------------------------
CARMEL PLAZA CHIROPRACTIC                12,916.00    12,595.00     14,325.00    16,072.00    201,995.95
Dr. Pat Oshea 676-1166 - Quarterly
---------------------------------------------------------------------------------------------------------
CARMEL PLAZA OPTICAL                     15,245.50    10,927.98      9,763.08     8,499.80    125,478.46
Carolyn Chetister 676-3937
---------------------------------------------------------------------------------------------------------
CHICKENEST                                                                                     15,360.00
Joe 675-0101
---------------------------------------------------------------------------------------------------------
CHOP HOUSE #299-3388                     12,881.48    12,000.00                  13,335.19     91,496.81
Joy Fuemi 535-1668/673-9988
---------------------------------------------------------------------------------------------------------
CIRCUIT CITY #3327 - ANNUAL                                                                         0.00

---------------------------------------------------------------------------------------------------------
COCO'S RESTAURANTS                                                                                  0.00

---------------------------------------------------------------------------------------------------------
DEPARTURES TRAVEL - QRTLY                17,588.80    16,205.93      9,087.70     9,994.77    169,594.25
Judy Lobred - 674-7600
---------------------------------------------------------------------------------------------------------
DIAMONDS - QUARTLEY                      56,728.26    46,757.55     89,494.49   200,452.55    893,729.78
Jim 427-2500/674-7404
---------------------------------------------------------------------------------------------------------
FLOWERS A LA CARTE - QRTLY                                                                      3,900.00
Donna 487-5522
---------------------------------------------------------------------------------------------------------
GARDEN STATE BAGELS-QRTLY                28,853.00    29,371.00     30,617.00    29,847.00    378,026.00
Dot 538-0325
---------------------------------------------------------------------------------------------------------

                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

               CARMEL MOUNTAIN PLAZA 1996 MONTHLY SALES REPORTING

====================================================================================================================================
                TENANT NAME/               %              MONTHLY         OPENING      ANNUAL                 JAN.         FEB.
          CONTACT & PHONE NO.                              RENT            DATE      BREAKPOINT
------------------------------------------------------------------------------------------------------------------------------------
GNC #1635                                6.00%           2,450.00        01/20/90     486,666.67             2,850.96    29,139.88
Donna Anderson (412) 288-2060                           Eff. 2/1/96               Natural Breakpoint
------------------------------------------------------------------------------------------------------------------------------------
HAIRCUT PLACE                            6.00%           2,564.69        08/25/89     512,938.00
Salvatore/Lulu 675-7511                                                           Natural Breakpoint
------------------------------------------------------------------------------------------------------------------------------------
HALLMARK POOL & SPA                       N/A            3,032.40        08/20/89        N/A                16,796.66    18,892.17
Merhyl 674-7676
------------------------------------------------------------------------------------------------------------------------------------
IMPORTS 1                                5.00%           4,820.40        12/25/89    1,156,896.00           17,934.61    19,631.97
John 592-9881/(714) 643-8991
------------------------------------------------------------------------------------------------------------------------------------
JAVA CENTRALE                            5.00%           4,300.50        08/29/89     929,640.00            31,315.80    32,021.90
Denise Guardino - 800-551-5282                          Eff. 9/1/96               Natural Breakpoint
------------------------------------------------------------------------------------------------------------------------------------
JENNIFER CONVERTIBLES                     N/A            5,568.00        11/29/89        N/A                11,896.00     7,991.00
Thersa (516) 371-2200 ext. 2224
------------------------------------------------------------------------------------------------------------------------------------
JUICE CLUB #301                          4.00%           2,442.39        05/20/90     722,393.25            75,029.92    67,146.95
Bill McCarthy (415) 357-1300 ext 139                    Eff. 6/1/96               Natural Breakpoint
------------------------------------------------------------------------------------------------------------------------------------
K-MART #4476 - ANNUAL                    1.00%          28,333.33        08/22/89   20,000,000.00
Jim Reese (313) 643-1000
------------------------------------------------------------------------------------------------------------------------------------
LITTLE COTTAGE GIFT SHOP                 6.00%           2,491.42        09/10/89     488,608.00             7,320.15     8,911.32
Hal Baker 485-9923                                      Eff. 9/1/96               Natural Breakpoint
------------------------------------------------------------------------------------------------------------------------------------
LITTLE TOKYO RESTARAUNT                   N/A            3,344.58        03/16/90        N/A                31,226.47    29,245.11
Hung Ng 675-1468/291-8518
------------------------------------------------------------------------------------------------------------------------------------
MARSHALL'S #452 - ANNUAL                 2.00%          28,760.00        09/29/89   16,656,835.00
Candice Cole (508) 474-7016                             Eff. 11/1/96              Natural Breakpoint
------------------------------------------------------------------------------------------------------------------------------------
MATTRESS DISCOUNTERS #12                  N/A            7,916.67        09/15/90        N/A               120,367.52   149,791.81
Kim Spear (510) 429-5060 ext.41
------------------------------------------------------------------------------------------------------------------------------------
METROPLIS/CAPCOM COIN                    6.00%           9,213.75        12/03/89    1,842,750.00
Dan Fweney - (708) 797-6358                                                       Natural Breakpoint
------------------------------------------------------------------------------------------------------------------------------------
MICHAELS                                 3.00%          22,969.00        07/26/89    9,187,600.00          216,788.60   208,007.00
Carolyn Clark (214) 714-7286
------------------------------------------------------------------------------------------------------------------------------------
MOBILWORKS                                N/A            5,768.15        11/10/95        N/A                67,032.00    59,277.00

------------------------------------------------------------------------------------------------------------------------------------
NIGHT & DAY FORMALWEAR                   6.00%           1,710.00        05/01/96     342,000.00

------------------------------------------------------------------------------------------------------------------------------------
OIL MAX                                  5.00%           6,916.67        05/20/90    1,635,000.80           68,731.08    68,390.17
Ethel Green - 360-6242                                  Eff. 6/1/96               Natural Breakpoint
------------------------------------------------------------------------------------------------------------------------------------
OLDE MILL BREAD                          5.00%           4,462.50        12/29/95    1,071,000.00           21,544.14    26,698.22
                                                                                  Natural Breakpoint
------------------------------------------------------------------------------------------------------------------------------------

============================================================================================================================
                TENANT NAME/                   MARCH         APR.          MAY          JUNE         JULY          AUG.
          CONTACT & PHONE NO.
----------------------------------------------------------------------------------------------------------------------------
GNC #1635                                     29,384.88    28,368.76     32,042.92    28,182.00     27,767.88    26,321.96
Donna Anderson (412) 288-2060
----------------------------------------------------------------------------------------------------------------------------
HAIRCUT PLACE                                              19,014.00     22,188.00    21,950.00     20,126.00    21,225.00
Salvatore/Lulu 675-7511
----------------------------------------------------------------------------------------------------------------------------
HALLMARK POOL & SPA                           33,901.00    45,736.00     54,019.78    62,321.32     54,670.11    47,013.17
Merhyl 674-7676
----------------------------------------------------------------------------------------------------------------------------
IMPORTS 1                                     19,097.11    15,587.61     17,091.66    20,245.92     13,759.59    14,320.16
John 592-9881/(714) 643-8991
----------------------------------------------------------------------------------------------------------------------------
JAVA CENTRALE                                 35,588.53    30,197.33     32,589.92    32,123.02     33,289.00    36,271.00
Denise Guardino - 800-551-5282
----------------------------------------------------------------------------------------------------------------------------
JENNIFER CONVERTIBLES                          7,457.00    24,405.00     13,020.00
Thersa (516) 371-2200 ext. 2224
----------------------------------------------------------------------------------------------------------------------------
JUICE CLUB #301                               82,999.33    87,325.00     89,296.31    91,264.00     92,150.90    91,916.43
Bill McCarthy (415) 357-1300 ext 139
----------------------------------------------------------------------------------------------------------------------------
K-MART #4476 - ANNUAL                                                             11,903,416.84
Jim Reese (313) 643-1000
----------------------------------------------------------------------------------------------------------------------------
LITTLE COTTAGE GIFT SHOP                       9,069.86     6,355.29      8,782.00     7,280.41      6,181.78     6,275.90
Hal Baker 485-9923
----------------------------------------------------------------------------------------------------------------------------
LITTLE TOKYO RESTARAUNT                       34,320.14    31,555.90     35,028.43    31,526.54     32,487.27    33,885.26
Hung Ng 675-1468/291-8518
----------------------------------------------------------------------------------------------------------------------------
MARSHALL'S #452 - ANNUAL
Candice Cole (508) 474-7016
----------------------------------------------------------------------------------------------------------------------------
MATTRESS DISCOUNTERS #12                     109,536.42   122,429.22    185,269.53   121,178.04    153,879.97   202,585.66
Kim Spear (510) 429-5060 ext.41
----------------------------------------------------------------------------------------------------------------------------
METROPLIS/CAPCOM COIN                                                                                            49,051.07
Dan Fweney - (708) 797-6358
----------------------------------------------------------------------------------------------------------------------------
MICHAELS                                     213,006.00   271,324.00    190,360.00   214,424.00    241,123.00   200,695.00
Carolyn Clark (214) 714-7286
----------------------------------------------------------------------------------------------------------------------------
MOBILWORKS                                    60,631.00    45,721.00     50,852.00    48,870.00     56,057.00

----------------------------------------------------------------------------------------------------------------------------
NIGHT & DAY FORMALWEAR                                                   14,106.25    26,941.43     10,852.90

----------------------------------------------------------------------------------------------------------------------------
OIL MAX                                       78,377.89    68,334.53     65,069.35    65,396.04     68,585.45    73,228.22
Ethel Green - 360-6242
----------------------------------------------------------------------------------------------------------------------------
OLDE MILL BREAD                               30,290.59    22,458.49     26,172.91    23,978.53     22,932.43    25,324.74

----------------------------------------------------------------------------------------------------------------------------

=========================================================================================================
                TENANT NAME/              SEPT.         OCT.         NOV.          DEC.         TOTAL
          CONTACT & PHONE NO.
---------------------------------------------------------------------------------------------------------
GNC #1635                                29,183.00    29,134.00     31,150.00    52,523.80    346,050.04
Donna Anderson (412) 288-2060
---------------------------------------------------------------------------------------------------------
HAIRCUT PLACE                            22,467.00    19,941.00     22,696.00    22,631.00    192,238.00
Salvatore/Lulu 675-7511
---------------------------------------------------------------------------------------------------------
HALLMARK POOL & SPA                      39,562.41    23,951.88     20,776.69    19,279.32    436,922.51
Merhyl 674-7676
---------------------------------------------------------------------------------------------------------
IMPORTS 1                                17,209.13    15,083.68     18,427.95    19,201.27    207,590.66
John 592-9881/(714) 643-8991
---------------------------------------------------------------------------------------------------------
JAVA CENTRALE                            28,861.00    31,795.00     29,711.00                 353,763.50
Denise Guardino - 800-551-5282
---------------------------------------------------------------------------------------------------------
JENNIFER CONVERTIBLES                                                                          64,769.00
Thersa (516) 371-2200 ext. 2224
---------------------------------------------------------------------------------------------------------
JUICE CLUB #301                          72,096.25    61,126.98     59,041.07    54,158.22    923,551.36
Bill McCarthy (415) 357-1300 ext 139
---------------------------------------------------------------------------------------------------------
K-MART #4476 - ANNUAL                                                                      11,903,416.84
Jim Reese (313) 643-1000
---------------------------------------------------------------------------------------------------------
LITTLE COTTAGE GIFT SHOP                  5,771.20     6,417.20      9,582.07    23,561.43    105,508.61
Hal Baker 485-9923
---------------------------------------------------------------------------------------------------------
LITTLE TOKYO RESTARAUNT                  30,600.13    31,536.55     31,223.06    34,650.00    387,284.86
Hung Ng 675-1468/291-8518
---------------------------------------------------------------------------------------------------------
MARSHALL'S #452 - ANNUAL                                                                    5,246,899.00
Candice Cole (508) 474-7016
---------------------------------------------------------------------------------------------------------
MATTRESS DISCOUNTERS #12                138,485.56   129,693.42    179,168.60   119,798.94     94,877.99
Kim Spear (510) 429-5060 ext.41
---------------------------------------------------------------------------------------------------------
METROPLIS/CAPCOM COIN                    30,271.57                                             79,322.64
Dan Fweney - (708) 797-6358
---------------------------------------------------------------------------------------------------------
MICHAELS                                217,222.00   350,499.00    367,156.00   604,812.45  3,295,417.05
Carolyn Clark (214) 714-7286
---------------------------------------------------------------------------------------------------------
MOBILWORKS                                                                                    388,440.00

---------------------------------------------------------------------------------------------------------
NIGHT & DAY FORMALWEAR                    9,497.46     9,300.34     10,991.45    10,975.31     92,665.14

---------------------------------------------------------------------------------------------------------
OIL MAX                                  61,214.97    61,843.01     55,464.25    55,889.61    790,524.57
Ethel Green - 360-6242
---------------------------------------------------------------------------------------------------------
OLDE MILL BREAD                          21,561.05    26,872.68     29,919.07    30,426.14    308,178.99

---------------------------------------------------------------------------------------------------------

                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

               CARMEL MOUNTAIN PLAZA 1996 MONTHLY SALES REPORTING

====================================================================================================================================
                TENANT NAME/               %              MONTHLY         OPENING      ANNUAL                 JAN.         FEB.
          CONTACT & PHONE NO.                              RENT            DATE      BREAKPOINT
------------------------------------------------------------------------------------------------------------------------------------
PACIFIC THEATERS                        10.00%          47,916.67        06/29/89    5,750,000.40          415,892.08   349,737.47
Sharon (310) 855-8437
------------------------------------------------------------------------------------------------------------------------------------
PARTY SAVERS                             7.00%          10,699.18        04/19/90    1,648,935.14           38,824.00    42,905.00
Tawnia 224-7300                                         Eff. 5/1/96               Natural Breakpoint
------------------------------------------------------------------------------------------------------------------------------------
PAYLESS SHOES #4506 - QTRLY              5.00%           5,333.34        07/30/89    1,280,001.60           30,954.57    32,997.37
Harold (913) 233-5171
------------------------------------------------------------------------------------------------------------------------------------
PLANET WRAPS (Former Guisseppes)         5.00%           2,933.84        03/08/90     697,351.20
                                                        Eff. 4/1/96               Natural Breakpoint
------------------------------------------------------------------------------------------------------------------------------------
PRIMO HAIR DESIGN                        6.00%           7,461.32        06/30/90    1,470,532.00           66,194.18    68,629.92
Christina 293-7421                                      Eff. 7/1/96               Natural Breakpoint
------------------------------------------------------------------------------------------------------------------------------------
ROSS DRESS FOR LESS #265 - ANNUAL        2.00%          22,000.00        03/13/89    9,000,000.00        4,377,624.00
Luz Sabella (510) 505-4562
------------------------------------------------------------------------------------------------------------------------------------
ROBIO'S                                  5.00%           6,232.80        12/28/89    1,495,872.00           60,240.88    62,421.90
Betina 452-1770                                                                   Natural Breakpoint
------------------------------------------------------------------------------------------------------------------------------------
SALLY BEAUTY SUPPLY #1581                3.00%           2,745.00        12/14/89    1,029,000.00           36,918.00    35,509.00
Michelle (817) 898-7843 - Quarterly                     Eff. 7/1/96               Natural Breakpoint
------------------------------------------------------------------------------------------------------------------------------------
SPORTMART #44 - ANNUAL                   1.00%          32,000.00        10/15/89   38,400,000.00
Cynthia (708) 966-1700                                                            Natural Breakpoint
------------------------------------------------------------------------------------------------------------------------------------
STYLES FOR LESS #24                      4.00%           5,600.00        11/19/89    1,627,500.00           26,894.00    41,384.00
Jennifer Espinozoa (714) 774-1010                       Eff. 4/1/96               Natural Breakpoint
------------------------------------------------------------------------------------------------------------------------------------
SWENSEN'S ICE CREAM (PRD Enterprises)    6.00%           2,263.59        12/09/89     452,718.00            11,254.35    12,507.66
Ross 592-4053/Pat 485-7823                                                        Natural Breakpoint
------------------------------------------------------------------------------------------------------------------------------------
TGI FRIDAYS #1940 - QUARTERLY            3.00%           7,083.33        03/19/91    3,500,000.00          234,776.00   206,168.00
Mark Walker (602) 852-9000
------------------------------------------------------------------------------------------------------------------------------------
TACO BELL #5583 - ANNUAL                  N/A            6,250.00        07/01/89        N/A
Eva Coddington (714) 863-2123
------------------------------------------------------------------------------------------------------------------------------------
TOGO'S - QUARTERLY                       5.00%           2,472.00        08/04/90     581,760.00            28,362.00    26,475.90
John 485-7757                                           Eff. 9/1/96               Natural Breakpoint
------------------------------------------------------------------------------------------------------------------------------------
TOP 10 - QUARTERLY                        N/A            2,400.00        05/07/90        N/A                22,732.60    22,765.77
Lee 673-5350/Sang 428-8000
------------------------------------------------------------------------------------------------------------------------------------
UNIVERSAL BOOT                           6.00%           4,750.70        08/07/89     931,964.00             4,344.28
Betty Handrich 233-6566                                 Eff. 9/1/96               Natural Breakpoint
------------------------------------------------------------------------------------------------------------------------------------
UNIVERSITY CLEANERS-QRTLY                 N/A            2,646.00        12/31/89        N/A                12,800.00    12,100.00
Mr. Quach 283-6167
------------------------------------------------------------------------------------------------------------------------------------
WAVELINES SURF SHOP                      5.00%           3,684.21        11/25/89    1,066,295.50           36,869.00    60,924.00
Tim 675-9696                                            Eff. 12/1/96               B/P 4% over AFR
------------------------------------------------------------------------------------------------------------------------------------
WICKER WONDERLAND                        5.00%           4,400.00        11/18/95    1,012,800.00           20,069.00    40,533.00

============================================================================================================================
                TENANT NAME/                   MARCH         APR.          MAY          JUNE         JULY          AUG.
          CONTACT & PHONE NO.
----------------------------------------------------------------------------------------------------------------------------
PACIFIC THEATERS                             331,995.57   333,035.17    382,390.13   444,000.72    585,816.70   351,569.99
Sharon (310) 855-8437
----------------------------------------------------------------------------------------------------------------------------
PARTY SAVERS                                  50,536.00    44,214.00     61,015.00    59,679.00     52,030.92    49,087.00
Tawnia 224-7300
----------------------------------------------------------------------------------------------------------------------------
PAYLESS SHOES #4506 - QTRLY                   48,219.67    47,800.94     54,779.26    53,582.03     46,018.20    61,243.98
Harold (913) 233-5171
----------------------------------------------------------------------------------------------------------------------------
PLANET WRAPS (Former Guisseppes)                                                                                 11,378.35

----------------------------------------------------------------------------------------------------------------------------
PRIMO HAIR DESIGN                             71,128.79    57,467.98     69,241.06    63,250.17     62,177.23    74,733.95
Christina 293-7421
----------------------------------------------------------------------------------------------------------------------------
ROSS DRESS FOR LESS #265 - ANNUAL
Luz Sabella (510) 505-4562
----------------------------------------------------------------------------------------------------------------------------
ROBIO'S                                       86,113.64    70,757.72     68,951.68    95,358.41     89,487.73    76,105.04
Betina 452-1770
----------------------------------------------------------------------------------------------------------------------------
SALLY BEAUTY SUPPLY #1581                     40,741.00    35,258.00     38,925.00    38,993.00     39,618.00    43,102.00
Michelle (817) 898-7843 - Quarterly
----------------------------------------------------------------------------------------------------------------------------
SPORTMART #44 - ANNUAL
Cynthia (708) 966-1700
----------------------------------------------------------------------------------------------------------------------------
STYLES FOR LESS #24                           58,335.00    54,171.00     54,920.00                  46,735.00    53,495.00
Jennifer Espinozoa (714) 774-1010
----------------------------------------------------------------------------------------------------------------------------
SWENSEN'S ICE CREAM (PRD Enterprises)         15,179.58    15,922.07     17,581.62    19,245.43     21,658.71    21,269.22
Ross 592-4053/Pat 485-7823
----------------------------------------------------------------------------------------------------------------------------
TGI FRIDAYS #1940 - QUARTERLY                251,847.00   196,362.00    193,516.00   255,192.00    195,515.00   203,911.00
Mark Walker (602) 852-9000
----------------------------------------------------------------------------------------------------------------------------
TACO BELL #5583 - ANNUAL
Eva Coddington (714) 863-2123
----------------------------------------------------------------------------------------------------------------------------
TOGO'S - QUARTERLY                            31,648.00    28,568.00     31,077.18    31,013.00     28,918.58    29,389.24
John 485-7757
----------------------------------------------------------------------------------------------------------------------------
TOP 10 - QUARTERLY                            26,271.46    26,212.87     25,899.24    28,957.27     20,396.52    27,692.97
Lee 673-5350/Sang 428-8000
----------------------------------------------------------------------------------------------------------------------------
UNIVERSAL BOOT                                 3,469.92                                3,656.30      3,067.93     3,967.85
Betty Handrich 233-6566
----------------------------------------------------------------------------------------------------------------------------
UNIVERSITY CLEANERS-QRTLY                     11,400.00    12,300.00     11,950.00    12,200.00     11,750.00
Mr. Quach 283-6167
----------------------------------------------------------------------------------------------------------------------------
WAVELINES SURF SHOP                           60,296.00    69,287.00     77,030.00   100,858.00     88,564.00   157,775.00
Tim 675-9696
----------------------------------------------------------------------------------------------------------------------------
WICKER WONDERLAND                             34,750.00    63,575.00     48,716.63    49,127.67     59,280.00    49,448.38


=========================================================================================================
                TENANT NAME/              SEPT.         OCT.         NOV.          DEC.         TOTAL
          CONTACT & PHONE NO.
---------------------------------------------------------------------------------------------------------
PACIFIC THEATERS                        303,486.58   243,573.57    275,998.38   528,396.50  4,545,892.86
Sharon (310) 855-8437
---------------------------------------------------------------------------------------------------------
PARTY SAVERS                             50,628.00    65,908.00     44,819.00    61,175.00    620,820.92
Tawnia 224-7300
---------------------------------------------------------------------------------------------------------
PAYLESS SHOES #4506 - QTRLY              57,489.62    49,737.23     51,870.08    59,600.12    594,293.07
Harold (913) 233-5171
---------------------------------------------------------------------------------------------------------
PLANET WRAPS (Former Guisseppes)         30,446.55    21,479.78     24,945.78                  88,250.46

---------------------------------------------------------------------------------------------------------
PRIMO HAIR DESIGN                        63,194.55    67,453.00     72,303.75    67,523.84    803,298.42
Christina 293-7421
---------------------------------------------------------------------------------------------------------
ROSS DRESS FOR LESS #265 - ANNUAL                                                           4,377,624.00
Luz Sabella (510) 505-4562
---------------------------------------------------------------------------------------------------------
ROBIO'S                                  87,020.29    65,472.91     67,798.59    88,253.11    917,981.90
Betina 452-1770
---------------------------------------------------------------------------------------------------------
SALLY BEAUTY SUPPLY #1581                39,097.00    39,963.00     37,681.00    47,028.00    472,833.00
Michelle (817) 898-7843 - Quarterly
---------------------------------------------------------------------------------------------------------
SPORTMART #44 - ANNUAL                                                                      7,539,327.44
Cynthia (708) 966-1700
---------------------------------------------------------------------------------------------------------
STYLES FOR LESS #24                      68,217.00                               79,289.00    483,440.00
Jennifer Espinozoa (714) 774-1010
---------------------------------------------------------------------------------------------------------
SWENSEN'S ICE CREAM (PRD Enterprises)    15,768.68                               10,075.91    160,463.23
Ross 592-4053/Pat 485-7823
---------------------------------------------------------------------------------------------------------
TGI FRIDAYS #1940 - QUARTERLY           231,178.00   177,479.00    184,187.00   158,388.00  2,488,519.00
Mark Walker (602) 852-9000
---------------------------------------------------------------------------------------------------------
TACO BELL #5583 - ANNUAL                                                                            0.00
Eva Coddington (714) 863-2123
---------------------------------------------------------------------------------------------------------
TOGO'S - QUARTERLY                       24,850.00    27,331.00     24,302.00    25,541.00    337,475.90
John 485-7757
---------------------------------------------------------------------------------------------------------
TOP 10 - QUARTERLY                       26,143.75    20,019.02                               247,091.47
Lee 673-5350/Sang 428-8000
---------------------------------------------------------------------------------------------------------
UNIVERSAL BOOT                            4,748.78                                             23,255.06
Betty Handrich 233-6566
---------------------------------------------------------------------------------------------------------
UNIVERSITY CLEANERS-QRTLY                                                                      84,500.00
Mr. Quach 283-6167
---------------------------------------------------------------------------------------------------------
WAVELINES SURF SHOP                      81,693.00    60,103.00    103,157.00   173,452.00  1,070,008.00
Tim 675-9696
---------------------------------------------------------------------------------------------------------
WICKER WONDERLAND                                                                             365,499.68


                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

               CARMEL MOUNTAIN PLAZA 1996 MONTHLY SALES REPORTING

====================================================================================================================================
                TENANT NAME/               %              MONTHLY         OPENING      ANNUAL                 JAN.         FEB.
          CONTACT & PHONE NO.                              RENT            DATE      BREAKPOINT
------------------------------------------------------------------------------------------------------------------------------------
                                                        Eff. 12/1/96              Natural Breakpoint
------------------------------------------------------------------------------------------------------------------------------------

============================================================================================================================
                TENANT NAME/                   MARCH         APR.          MAY          JUNE         JULY          AUG.
          CONTACT & PHONE NO.
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

=========================================================================================================
                TENANT NAME/              SEPT.         OCT.         NOV.          DEC.         TOTAL
          CONTACT & PHONE NO.
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------

* CONTRACT CARPETS, BLOCKBUSTER VIDEO, USA FED CREDIT UNION, 3 DAY BLINDS, SHAW CARPETS, WESTSTAR ESCROW, CHEVY'S, IN-N-OUT BURGER, MERVYN'S, BLOCKBUSTER MUSIC, TEXACO DO NOT REPORT SALES.
* KMART & BARNES & NOBLE ANNUAL SALES TO BE REPORTED ON THE LEASE COMMENCEMENT DATE.
* PAYLESS SHOESOURCE #6120 - TOTALLY THOMAS - SUBLEASE DOES NOT REPORT SALES.

       * California Pizza - has until the 20th of each proceeding month.

                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                            ========================
                            PRO-JECT LEASE ABSTRACT
                                     REPORT
                            ========================



                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                          CARMEL MTN PLAZA 1997 UPDATE
                            PROJECT DESIGNATOR: SDO7
                            REVISION: 7/15/97 @ 12:04
                              LEASE ABSTRACT REPORT
                                 FOR ALL TENANTS

                     PRIMARY/                                                   ANNUAL
                    SECONDARY    SQUARE   LEASE   LEASE   OPTION    MINIMUM     MINIMUM  OVERAGE  CEILING    BREAKPOINT
      TENANT          CODES       FEET    BEGIN   END     #/MOS     RENT/SF       RENT      %     (000'S)     (000'S)
------------------- ---------- --------- ------ -------  ------- ------------ ---------- ------- ----------- ----------
#  1-SUITE 12080         1      107,870    6/93   5/18       -          3.15     339,791    1.00  UNLIMITED    20,000
K MART                   1                                       9/98   3.47     374,309
                                                                 9/03   3.81     410,985
                                                                 9/08   4.20     453,054
                                                                 9/13   4.61     497,281

#  2-SUITE 11940         4       80,000    7/92   6/52       -          0.00           0                      NATURAL
MERVYN'S                 8

#  3-SUITE 11620         1       34,561    8/93   7/13       -         16.64     575,095   10.00  UNLIMITED   NATURAL
PACIFIC THEATRES         1                                       8/98  17.64     609,656
                                                                 8/01  18.69     645,945
                                                                 8/04  19.82     684,999
                                                                 8/07  21.00     725,781
                                                                 8/10  22.26     769,328

#  4-SUITE 11690         1       40,672   11/93  10/18       -          9.44     383,944    1.00  UNLIMITED   NATURAL
SPORTMART                1                                      11/98  10.39     422,582
                                                                11/03  11.42     464,474


#  5-SUITE 11710         1       30,973   12/93   1/09       -         12.56     389,021    1.00  UNLIMITED    25,000
CIRCUIT CITY             1                                       2/99  13.79     427,118               2/99    27,500
                                                                 2/04  15.18     470,170               2/04    30,250

#  6-SUITE 11730         1       28,760   11/93   1/09       -         12.00     345,120    2.00  UNLIMITED   NATURAL
MARSHALL'S / TJX         1                                       1/02  13.50     388,260
                                                                 1/05  15.18     436,577
                                                                 1/08  17.08     491,221

#  7-SUITE 11850         3       24,000    5/93   1/04       -         11.00     264,000    2.00  UNLIMITED     9,000
ROSS DRESS               7                                       5/98  12.65     303,600               5/98    10,350


                                                          1-60         14.54     348,960    2.00  UNLIMITED    11,903


                                           PRO RATA    % OF RENT
      TENANT              RECOVERIES      SHARE BASE   SUBJ TO CPI
-------------------   ------------------- ---------- --------------
#  1-SUITE 12080      CAM-OUTP-FIRE           ZERO
K MART                PAD TAXES               ZERO
                      LIABILITY INS           ZERO



#  2-SUITE 11940      CAM-FIRE W/10%          ZERO
MERVYN'S              LIABILITY INS           ZERO

#  3-SUITE 11620      CAM-OUT-FIR+MG 7%       ZERO
PACIFIC THEATRES      CENTER TAXES            ZERO
                      PROPERTY INSURANCE      ZERO
                      LIABILITY INS           ZERO



#  4-SUITE 11690      CAM-OUT-FIR+MG 12%      ZERO
SPORTMART             CENTER TAXES            ZERO
                      PROPERTY INSURANCE      ZERO
                      LIABILITY INS           ZERO

#  5-SUITE 11710      CAM-OUTP-FIR W/6%       ZERO
CIRCUIT CITY          CENTER TAXES            ZERO
                      LIABILITY INS           ZERO

#  6-SUITE 11730      CAM-OUTP-FIR W/12%      ZERO
MARSHALL'S / TJX      CENTER TAXES            ZERO
                      PROPERTY INSURANCE      ZERO
                      LIABILITY INS           ZERO

#  7-SUITE 11850      CAM-OUTP-FIR W/15%      ZERO
ROSS DRESS            PAD TAXES               ZERO
                      LIABILITY INS           ZERO

                      CAM-OUTP-FIR W/15%      ZERO
                      PAD TAXES               ZERO
                      LIABILITY INS           ZERO

                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                     PRIMARY/                                                   ANNUAL
                    SECONDARY    SQUARE   LEASE   LEASE   OPTION    MINIMUM     MINIMUM  OVERAGE  CEILING    BREAKPOINT
      TENANT          CODES       FEET    BEGIN   END     #/MOS     RENT/SF       RENT      %     (000'S)     (000'S)
------------------- ---------- --------- ------ -------  ------- ------------ ---------- ------- ----------- ----------
#  8-SUITE 12060         1       22,969    8/93   1/04       -         12.00     275,628    3.00  UNLIMITED     9,188
MICHAEL'S                1                                       8/98  13.50     310,082               8/98    10,336



                                                          1-60         15.52     356,479    3.00  UNLIMITED    11,883




#  9-SUITE 11744         2       13,916   11/93  10/03       -         21.00     292,236    3.00  UNLIMITED     9,741
BARNES & NOBLE           6                                      11/98  24.15     336,071              11/98    11,202



                                                          1-60         27.77     386,447    3.00  UNLIMITED    12,883




#  10-SUITE 106          2        2,400   12/95  11/98       -         22.20      53,280    5.00  UNLIMITED   NATURAL
WICKER WONDERLAND        3                                      12/97  24.00      57,600



#  11-SUITE 11670        2        5,000   10/94   9/04       -         19.00      95,000                      NATURAL
MATTRESS DISCOUNT        5                                      10/99  21.85     109,250



#  12-SUITE 100          2        3,200   12/95  11/00       -         21.63      69,216                      NATURAL
MOBILWORKS               4                                      12/97  22.39      71,648
                                                                12/98  23.17      74,144
                                                                12/99  23.98      76,736

#  13-SUITE 11688        3        1,974    7/93   6/13       -         37.99      74,992                      NATURAL
TACO BELL                7                                       7/98  41.79      82,493
                                                                 7/03  45.97      90,745
                                                                 7/08  50.57      99,825


                                          PRO RATA    % OF RENT
      TENANT             RECOVERIES      SHARE BASE   SUBJ TO CPI
-------------------  ------------------- ---------- --------------
#  8-SUITE 12060     CAM-OUT+GFIR W/12%      ZERO
MICHAEL'S            CENTER TAXES            ZERO
                     PROPERTY INSURANCE      ZERO
                     LIABILITY INS           ZERO

                     CAM-OUT+GFIR W/12%      ZERO
                     CENTER TAXES            ZERO
                     PROPERTY INSURANCE      ZERO
                     LIABILITY INS           ZERO

#  9-SUITE 11744     CAM-OUT+GFIR W/15%      ZERO
BARNES & NOBLE       CENTER TAXES            ZERO
                     PROPERTY INSURANCE      ZERO
                     LIABILITY INS           ZERO

                     CAM-OUT+GFIR W/15%      ZERO
                     CENTER TAXES            ZERO
                     PROPERTY INSURANCE      ZERO
                     LIABILITY INS           ZERO

#  10-SUITE 106      CAM-OUT+GFIR+MG 15      ZERO
WICKER WONDERLAND    CENTER TAXES W/15%      ZERO
                     LIAB INS W/15%          ZERO
                     PROPERTY INS W/15%      ZERO

#  11-SUITE 11670    CAM-OUT+GFIR W/15%      ZERO
MATTRESS DISCOUNT    PAD TAXES               ZERO
                     LIAB INS W/15%          ZERO
                     PROPERTY INS W/15%      ZERO

#  12-SUITE 100      CAM-OUT+GFIR W/15%      ZERO
MOBILWORKS           CENTER TAXES W/15%      ZERO
                     LIAB INS W/15%          ZERO
                     PROPERTY INS W/15%      ZERO

#  13-SUITE 11688    CAM-OUTP-FIR W/15%      ZERO
TACO BELL            PAD TAXES               ZERO
                     PROPERTY INSURANCE      ZERO
                     LIABILITY INS           ZERO


                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                     PRIMARY/                                                   ANNUAL
                    SECONDARY    SQUARE   LEASE   LEASE   OPTION    MINIMUM     MINIMUM  OVERAGE  CEILING    BREAKPOINT
      TENANT          CODES       FEET    BEGIN   END     #/MOS     RENT/SF       RENT      %     (000'S)     (000'S)
------------------- ---------- --------- ------ -------  ------- ------------ ---------- ------- ----------- ----------
# 14-SUITE 11602         3        5,500    7/94   6/14       -         16.36      89,980                      NATURAL
CALIFORNIA PIZZA         7                                       7/99  18.00      99,000
                                                                 7/04  19.80     108,900
                                                                 7/09  21.78     119,790

# 15-SUITE 11650         3        6,162    9/94   8/04       -         13.79      84,974    3.00  UNLIMITED     3,500
FRIDAY'S                 7                                       9/99  14.61      90,027               9/99     3,706


                                                          1-60         15.42      95,018    3.00  UNLIMITED     3,912




# 16-SUITE 150           2        6,048   12/93   1/99       -         19.32     116,847                      NATURAL
BLOCKBUSTER VIDEO        5



                                                          1-60         22.22     134,387                      NATURAL




                                                          2-60         25.55     154,526                      NATURAL




# 17-SUITE 158           2        2,658    7/97   6/07       -         26.28      69,852    5.00  UNLIMITED   NATURAL
THAI GO                  3                                       7/99  27.20      72,298
                                                                 7/00  28.15      74,823
                                                                 7/01  29.14      77,454
                                                                 7/02  30.16      80,165
                                                                 7/03  31.21      82,956
                                                                 7/04  32.30      85,853
                                                                 7/05  33.44      88,884
                                                                 7/06  34.61      91,993

# 18-SUITE 190           2        2,065    6/94   5/99       -         27.00      55,755                      NATURAL
USA FED CREDIT           3                                       6/98  28.08      57,985


                                          PRO RATA    % OF RENT
      TENANT             RECOVERIES      SHARE BASE   SUBJ TO CPI
-------------------  ------------------- ---------- --------------
# 14-SUITE 11602     CAM-OUT-FIR+MG 15%      ZERO
CALIFORNIA PIZZA     PAD TAXES               ZERO
                     LIABILITY INS           ZERO


# 15-SUITE 11650     CAM-OUTP-FIR W/6%       ZERO
FRIDAY'S             PAD TAXES               ZERO
                     LIABILITY INS           ZERO

                     CAM-OUTP-FIR W/6%       ZERO
                     PAD TAXES               ZERO
                     LIABILITY INS           ZERO
                     CPI ADJ INDEX:CPI                  100.00%

# 16-SUITE 150       CAM-OUT+GFIR W/15%      ZERO
BLOCKBUSTER VIDEO    CENTER TAXES            ZERO
                     PROPERTY INSURANCE      ZERO
                     LIABILITY INS           ZERO

                     CAM-OUT+GFIR W/15%      ZERO
                     CENTER TAXES            ZERO
                     PROPERTY INSURANCE      ZERO
                     LIABILITY INS           ZERO

                     CAM-OUT+GFIR W/15%      ZERO
                     CENTER TAXES            ZERO
                     PROPERTY INSURANCE      ZERO
                     LIABILITY INS           ZERO

# 17-SUITE 158       CAM-OUT+GFIR+MG 15      ZERO
THAI GO              CENTER TAXES W/15%      ZERO
                     LIAB INS W/15%          ZERO
                     PROPERTY INS W/15%      ZERO






# 18-SUITE 190       CAM-OUT+GFIR+MG 15      ZERO
USA FED CREDIT       CENTER TAXES W/15%      ZERO
                     LIAB INS W/15%          ZERO
                     PROPERTY INS W/15%      ZERO

                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                     PRIMARY/                                                   ANNUAL
                    SECONDARY    SQUARE   LEASE   LEASE   OPTION    MINIMUM     MINIMUM  OVERAGE  CEILING    BREAKPOINT
      TENANT          CODES       FEET    BEGIN   END     #/MOS     RENT/SF       RENT      %     (000'S)     (000'S)
------------------- ---------- --------- ------ -------  ------- ------------ ---------- ------- ----------- ----------
# 19-SUITE 192           2        1,200    9/94   8/99       -         24.72      29,664    5.00  UNLIMITED   NATURAL
TOGO'S                   3



# 20-SUITE 12004         2       14,000    8/94   7/99       -         18.00     252,000                      NATURAL
BLOCKBUSTER MUSIC        6



                                                          1-60         20.71     289,940                      NATURAL




# 21-SUITE 260           2        2,800    1/94  12/03       -         26.71      74,788    5.00  UNLIMITED   NATURAL
RUBIO'S RESTAURANT       3                                       1/98  28.32      79,296
                                                                 1/00  30.01      84,028
                                                                 1/02  31.81      89,068

# 22-SUITE 264           2        1,200    1/94  12/03       -         26.29      31,548                      NATURAL
GARDEN STATE BAGEL       3



# 23-SUITE 266           2        1,200    1/94  12/98       -         27.78      33,336                      NATURAL
UNIV CLEANERS            3                                       1/98  29.17      35,004



# 24-SUITE 11880         3        2,912    9/93   8/13       -         27.47      79,993                      NATURAL
IN N OUT BURGER          7                                       9/98  30.22      88,001


# 25-SUITE 12120         3        2,694    6/94   5/09       -         31.55      84,996    5.00  UNLIMITED   NATURAL
DILMAX                   7



# 26-SUITE 120           2        1,356    4/94   3/04       -         27.02      36,639    5.00  UNLIMITED   NATURAL
PLANET WRAPS             3


                                          PRO RATA    % OF RENT
      TENANT             RECOVERIES      SHARE BASE   SUBJ TO CPI
-------------------  ------------------- ---------- --------------
# 19-SUITE 192       CAM-OUT+GFIR W/15%      ZERO
TOGO'S               CENTER TAXES W/15%      ZERO
                     LIAB INS W/15%          ZERO
                     PROPERTY INS W/15%      ZERO

# 20-SUITE 12004     CAM-OUT+GFIR W/15%      ZERO
BLOCKBUSTER MUSIC    CENTER TAXES            ZERO
                     PROPERTY INSURANCE      ZERO
                     LIABILITY INS           ZERO

                     CAM-OUT+GFIR W/15%      ZERO
                     CENTER TAXES            ZERO
                     PROPERTY INSURANCE      ZERO
                     LIABILITY INS           ZERO

# 21-SUITE 260       CAM-OUT+GFIR+MG 15      ZERO
RUBIO'S RESTAURANT   CENTER TAXES W/15%      ZERO
                     LIAB INS W/15%          ZERO
                     PROPERTY INS W/15%      ZERO

# 22-SUITE 264       CAM-OUT+GFIR+MG 15      ZERO
GARDEN STATE BAGEL   CENTER TAXES W/15%      ZERO
                     LIAB INS W/15%          ZERO
                     PROPERTY INS W/15%      ZERO

# 23-SUITE 266       CAM-OUT+GFIR+MG 15      ZERO
UNIV CLEANERS        CENTER TAXES W/15%      ZERO
                     LIAB INS W/15%          ZERO
                     PROPERTY INS W/15%      ZERO

# 24-SUITE 11880     CAM-OUT-FIR+MG 15%      ZERO
IN N OUT BURGER      PAD TAXES               ZERO
                     LIABILITY INS           ZERO

# 25-SUITE 12120     CAM-OUT-FIR+MG 15%      ZERO
OILMAX               PAD TAXES               ZERO
                     LIAB INS W/15%          ZERO
                     PROPERTY INS W/15%      ZERO

# 26-SUITE 120       CAM-OUT+GFIR+MG 15      ZERO
PLANET WRAPS         CENTER TAXES W/15%      ZERO
                     LIAB INS W/15%          ZERO
                     PROPERTY INS W/15%      ZERO

                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                     PRIMARY/                                                   ANNUAL
                    SECONDARY    SQUARE   LEASE   LEASE   OPTION    MINIMUM     MINIMUM  OVERAGE  CEILING    BREAKPOINT
      TENANT          CODES       FEET    BEGIN   END     #/MOS     RENT/SF       RENT      %     (000'S)     (000'S)
------------------- ---------- --------- ------ -------  ------- ------------ ---------- ------- ----------- ----------
# 27-SUITE 122           2        1,627    4/94   3/04       -         25.65      41,733                      NATURAL
LITTLE TOKYO             3                                       4/98  26.55      43,197
                                                                 4/99  27.48      44,710
                                                                 4/00  28.44      46,272
                                                                 4/01  29.44      47,899
                                                                 4/02  30.47      49,575
                                                                 4/03  31.54      51,316

# 28-SUITE 124           2        1,356    4/94   3/04       -         27.02      36,639                      NATURAL
ATHENS MARKET CAFE       3                                       4/98  28.10      38,104
                                                                 4/99  29.22      39,622
                                                                 4/00  30.39      41,209
                                                                 4/01  31.61      42,863
                                                                 4/02  32.71      44,355
                                                                 4/03  34.02      46,131

# 29-SUITE 308           2        1,800    1/95  12/97       -         22.33      40,194                      NATURAL
WESTAR ESCROW            3



# 30-SUITE 11610         2        4,914    1/94  12/03       -         22.50     110,565    6.00  UNLIMITED     1,106
METROPOLIS               4                                       1/00  24.50     120,393               1/00     1,204



# 31-SUITE 300           2        4,800   10/96   9/01       -         20.00      96,000                      NATURAL
SHAW CARPETS             4



# 32-SUITE 11704         2        1,950   11/94  10/99       -         22.71      44,285                      NATURAL
DIAMONDS                 3                                      11/97  23.62      46,059
                                                                11/98  24.57      47,912


# 33-SUITE 126           2        1,085    1/94  12/03       -         25.85      28,047    6.00  UNLIMITED   NATURAL
SWENSEN ICE CREAM        3                                       1/98  26.75      29,024
                                                                 1/99  27.69      30,044
                                                                 1/00  28.66      31,096


                                          PRO RATA    % OF RENT
      TENANT             RECOVERIES      SHARE BASE   SUBJ TO CPI
-------------------  ------------------- ---------- --------------
# 27-SUITE 122       CAM-OUT+GFIR+MG 15      ZERO
LITTLE TOKYO         CENTER TAXES W/15%      ZERO
                     LIAB INS W/15%          ZERO
                     PROPERTY INS W/15%      ZERO




# 28-SUITE 124       CAM-OUT+GFIR W/15%      ZERO
ATHENS MARKET CAFE   CENTER TAXES W/15%      ZERO
                     LIAB INS W/15%          ZERO
                     PROPERTY INS W/15%      ZERO




# 29-SUITE 308       CAM-OUT+GFIR+MG 15      ZERO
WESTAR ESCROW        CENTER TAXES W/15%      ZERO
                     LIAB INS W/15%          ZERO
                     PROPERTY INS W/15%      ZERO

# 30-SUITE 11610     CAM-OUT+GFIR W/15%      ZERO
METROPOLIS           CENTER TAXES W/15%      ZERO
                     LIAB INS W/15%          ZERO
                     PROPERTY INS W/15%      ZERO

# 31-SUITE 300       CAM-OUT+GFIR+MG 15      ZERO
SHAW CARPETS         CENTER TAXES            ZERO
                     LIAB INS W/15%          ZERO
                     PROPERTY INS W/15%      ZERO

# 32-SUITE 11704     CAM-OUT+GFIR+MG 15      ZERO
DIAMONDS             CENTER TAXES W/15%      ZERO
                     LIAB INS W/15%          ZERO
                     PROPERTY INS W/15%      ZERO

# 33-SUITE 126       CAM-OUT+GFIR+MG 15      ZERO
SWENSEN ICE CREAM    CENTER TAXES W/15%      ZERO
                     LIAB INS W/15%          ZERO
                     PROPERTY INS W/15%      ZERO

                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                     PRIMARY/                                                   ANNUAL
                    SECONDARY    SQUARE   LEASE   LEASE   OPTION    MINIMUM     MINIMUM  OVERAGE  CEILING    BREAKPOINT
      TENANT          CODES       FEET    BEGIN   END     #/MOS     RENT/SF       RENT      %     (000'S)     (000'S)
------------------- ---------- --------- ------ -------  ------- ------------ ---------- ------- ----------- ----------
# 34-SUITE 130           2        1,500    8/94   7/98       -         23.40      35,100                      NATURAL
CONTRACT CARPET          3                                       8/97  24.60      36,900



# 35-SUITE 132           2        1,985   12/93  11/07       -         24.29      48,216    5.00  UNLIMITED   NATURAL
WAVELINES SURF           3                                      12/98  25.14      49,903
                                                                12/99  26.02      51,650
                                                                12/00  26.93      53,456
                                                                12/01  27.87      55,322
                                                                12/02  28.85      57,267
                                                                12/03  29.86      59,272
                                                                12/04  30.90      61,337
                                                                12/05  31.99      63,500
                                                                12/06  33.10      65,704

# 36-SUITE 170           2        2,174   10/95   9/02       -         21.63      47,024                      NATURAL
CARMEL MTN DENTAL        3                                      10/97  22.39      48,676
                                                                10/98  23.17      50,372
                                                                10/99  23.98      52,133
                                                                10/00  24.82      53,959
                                                                10/01  25.69      55,850

# 37-SUITE 174           2        1,073   12/95  11/05       -         22.87      24,540                      NATURAL
CARMEL MTN ORTHO         3                                      12/97  23.67      25,398
                                                                12/98  24.49      26,278
                                                                12/99  25.35      27,201
                                                                12/00  26.24      28,156
                                                                12/01  27.16      29,143
                                                                12/02  28.11      30,162
                                                                12/03  29.09      31,214
                                                                12/04  30.11      32,308

# 38-SUITE 176           2        1,100   11/93  10/99       -         24.70      27,170                      NATURAL
DEPARTURES TRAVEL        3                                      11/97  26.09      28,699
                                                                11/98  27.55      30,305


# 39-SUITE 180           2        1,200    9/94   8/97       -         24.91      29,892    6.00  UNLIMITED   NATURAL
LITTLE COTTAGE           3


                                          PRO RATA    % OF RENT
      TENANT             RECOVERIES      SHARE BASE   SUBJ TO CPI
-------------------  ------------------- ---------- --------------
# 34-SUITE 130       CAM-OUT+GFIR+MG 15      ZERO
CONTRACT CARPET      CENTER TAXES W/15%      ZERO
                     LIAB INS W/15%          ZERO
                     PROPERTY INS W/15%      ZERO

# 35-SUITE 132       CAM-OUT+GFIR+MG 15      ZERO
WAVELINES SURF       CENTER TAXES W/15%      ZERO
                     LIAB INS W/15%          ZERO
                     PROPERTY INS W/15%      ZERO







# 36-SUITE 170       CAM-OUT+GFIR+MG 15      ZERO
CARMEL MTN DENTAL    CENTER TAXES            ZERO
                     PROPERTY INSURANCE      ZERO
                     LIABILITY INS           ZERO



# 37-SUITE 174       CAM-OUT+GFIR W/15%      ZERO
CARMEL MTN ORTHO     CENTER TAXES W/15%      ZERO
                     PROPERTY INSURANCE      ZERO
                     LIABILITY INS           ZERO






# 38-SUITE 176       CAM-OUT+GFIR+MG 15      ZERO
DEPARTURES TRAVEL    CENTER TAXES W/15%      ZERO
                     LIAB INS W/15%          ZERO
                     PROPERTY INS W/15%      ZERO

# 39-SUITE 180       CAM-OUT+GFIR+MG 15      ZERO
LITTLE COTTAGE       CENTER TAXES W/15%      ZERO
                     LIAB INS W/15%          ZERO
                     PROPERTY INS W/15%      ZERO

                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                     PRIMARY/                                               ANNUAL
                    SECONDARY  SQUARE  LEASE   LEASE  OPTION    MINIMUM     MINIMUM  OVERAGE   CEILING   BREAKPOINT
   TENANT             CODES     FEET   BEGIN    END    #/MOS    RENT/SF       RENT      %      (000'S)     (000'S)
------------------  ---------  ------  -----   -----  ------  ------------  -------  -------  ---------  ----------
# 40-SUITE 182            2     1,830   9/93   8/03     --           28.20   51,606    5.00   UNLIMITED     NATURAL
JAVA CENTRALE             3                                   9/00   33.60   61,488



# 41-SUITE 210            2     3,500  12/93  11/03     --           19.20   67,200    4.00   UNLIMITED     NATURAL
STYLES FOR LESS           4                                   12/98  20.52   71,820



# 42-SUITE 212            2     2,500  11/93  10/98     --           23.60   59,000    4.00   UNLIMITED     NATURAL
PAYLESS SHOESOURCE        3



# 43-SUITE 214            2     6,333   5/94   4/99     --           20.88  132,233    7.00   UNLIMITED     NATURAL
PARTY SAVERS              5                                   5/98   21.61  136,856



# 44-SUITE 220            2     1,200   3/95   2/00     --           22.88   27,456                         NATURAL
ARTVENTURES               3



# 45-SUITE 226            2     1,500   1/94  12/98     --           21.96   32,940    4.00   UNLIMITED     NATURAL
SALLY BEAUTY              3



# 46-SUITE 194            2     3,622   7/94   6/04     --           24.72   89,536    6.00   UNLIMITED     NATURAL
PRIMO HAR DESIGN          4



# 47-SUITE 228            2       900   5/96   4/01     --           22.80   20,520    6.00   UNLIMITED     NATURAL
NIGHT & DAY FORMAL        2                                   5/98   23.71   21,339
                                                              5/99   24.66   22,194
                                                              5/00   25.65   23,085

                                                  PRO RATA   % OF RENT
   TENANT                      RECOVERIES       SHARE BASE  SUBJ TO CPI
------------------          ------------------  ----------  -----------
# 40-SUITE 182              CAM-OUT+GFIR+MG 15        ZERO
JAVA CENTRALE               CENTER TAXES W/15%        ZERO
                            LIAB INS W/15%            ZERO
                            PROPERTY INS W/15%        ZERO

# 41-SUITE 210              CAM-OUT+GFIR+MG 15        ZERO
STYLES FOR LESS             CENTER TAXES W/15%        ZERO
                            LIAB INS W/15%            ZERO
                            PROPERTY INS W/15%        ZERO

# 42-SUITE 212              CAM-OUT+GFIR W/12%        ZERO
PAYLESS SHOESOURCE          CENTER TAXES              ZERO
                            PROPERTY INSURANCE        ZERO
                            LIABILITY INS             ZERO

# 43-SUITE 214              CAM-OUT+GFIR+MG 15        ZERO
PARTY SAVERS                CENTER TAXES W/15%        ZERO
                            LIAB INS W/15%            ZERO
                            PROPERTY INS W/15%        ZERO

# 44-SUITE 220              CAM-OUT+GFIR+MG 15        ZERO
ARTVENTURES                 CENTER TAXES W/15%        ZERO
                            LIAB INS W/15%            ZERO
                            PROPERTY INS W/15%        ZERO

# 45-SUITE 226              CAM-OUT+GFIR+MG 15        ZERO
SALLY BEAUTY                CENTER TAXES W/15%        ZERO
                            LIAB INS W/15%            ZERO
                            PROPERTY INS W/15%        ZERO

# 46-SUITE 194              CAM-OUT+GFIR+MG 11        ZERO
PRIMO HAR DESIGN            CENTER TAXES W/15%        ZERO
                            LIAB INS W/15%            ZERO
                            PROPERTY INS W/15%        ZERO

# 47-SUITE 228              CAM-OUT+GFIR+MG 15        ZERO
NIGHT & DAY FORMAL          CENTER TAXES W/15%        ZERO
                            LIAB INS W/15%            ZERO
                            PROPERTY INS W/15%        ZERO


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                     PRIMARY/                                               ANNUAL
                    SECONDARY  SQUARE  LEASE   LEASE  OPTION    MINIMUM     MINIMUM  OVERAGE   CEILING   BREAKPOINT
   TENANT             CODES     FEET   BEGIN    END    #/MOS    RENT/SF       RENT      %      (000'S)     (000'S)
------------------  ---------  ------  -----   -----  ------  ------------  -------  -------  ---------  ----------

# 48-SUITE 268           2      1,800    2/94  1/04     --           25.96   46,728     4.00  UNLIMITED     NATURAL
CHOP HOUSE               3                                     2/98  27.00   48,600
                                                               2/99  28.08   50,544
                                                               2/00  29.20   52,560
                                                               2/01  30.37   54,666
                                                               2/02  31.58   56,844
                                                               2/03  32.85   59,130

# 49-SUITE 230           2      1,200    5/94  4/00     --           26.00   31,200                         NATURAL
TOP TEN ATHLETIC         3



# 50-SUITE 178           2      1,200    6/94  5/99     --           25.52   30,624     4.00  UNLIMITED     NATURAL
JUICE CLUB               3                                     6/98  26.67   32,004



# 51-SUITE 232           2      2,400    1/94 12/00     --           24.89   59,736     5.00  UNLIMITED     NATURAL
IMPORTS 1                3                                     1/98  25.76   61,824
                                                               1/99  26.66   63,984
                                                               1/00  27.59   66,216

# 52-SUITE 236           2      1,200    2/94  1/99     --           24.50   29,400     6.00  UNLIMITED     NATURAL
GENERAL NUTRITION        3



# 53-SUITE 240           2      2,400   12/93 11/03     --           27.84   66,816                         NATURAL
JENNIFER CONVERT         3                                    12/00  31.96   76,704



# 54-SUITE 244           2      1,200   11/93 10/98     --           24.92   29,904                         NATURAL
3 DAY BLINDS             3                                    11/97  25.79   30,948



# 55-SUITE 134           2      1,500    3/94  2/98     --           22.36   33,540                         NATURAL
ARTIFEX                  3



                                                  PRO RATA   % OF RENT
   TENANT                      RECOVERIES       SHARE BASE  SUBJ TO CPI
------------------          ------------------  ----------  -----------

# 48-SUITE 268              CAM-OUT+GFIR+MG 15        ZERO
CHOP HOUSE                  CENTER TAXES W/15%        ZERO
                            LIAB INS W/15%            ZERO
                            PROPERTY INS W/15%        ZERO




# 49-SUITE 230              CAM-OUT+GFIR+MG 15        ZERO
TOP TEN ATHLETIC            CENTER TAXES W/15%        ZERO
                            LIAB INS W/15%            ZERO
                            PROPERTY INS W/15%        ZERO

# 50-SUITE 178              CAM-OUT+GFIR+MG 15        ZERO
JUICE CLUB                  CENTER TAXES W/15%        ZERO
                            LIAB INS W/15%            ZERO
                            PROPERTY INS W/15%        ZERO

# 51-SUITE 232              CAM-OUT+GFIR+MG 15        ZERO
IMPORTS 1                   CENTER TAXES W/15%        ZERO
                            LIAB INS W/15%            ZERO
                            PROPERTY INS W/15%        ZERO

# 52-SUITE 236              CAM-OUT+GFIR+MG 15        ZERO
GENERAL NUTRITION           CENTER TAXES W/15%        ZERO
                            LIAB INS W/15%            ZERO
                            PROPERTY INS W/15%        ZERO

# 53-SUITE 240              CAM-OUT+GFIR+MG 15        ZERO
JENNIFER CONVERT            CENTER TAXES              ZERO
                            PROPERTY INSURANCE        ZERO
                            LIABILITY INS             ZERO

# 54-SUITE 244              CAM-OUT+GFIR W/15%        ZERO
3 DAY BLINDS                CENTER TAXES W/15%        ZERO
                            LIAB INS W/15%            ZERO
                            PROPERTY INS W/15%        ZERO

# 55-SUITE 134              CAM-OUT+GFIR+MG 15        ZERO
ARTIFEX                     CENTER TAXES W/15%        ZERO
                            LIAB INS W/15%            ZERO
                            PROPERTY INS W/15%        ZERO


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                     PRIMARY/                                               ANNUAL
                    SECONDARY  SQUARE  LEASE   LEASE  OPTION    MINIMUM     MINIMUM  OVERAGE   CEILING   BREAKPOINT
   TENANT             CODES     FEET   BEGIN    END    #/MOS    RENT/SF       RENT      %      (000'S)     (000'S)
------------------  ---------  ------  -----   -----  ------  ------------  -------  -------  ---------  ----------
# 56-SUITE 246           2      2,550   9/93    8/98    --           22.36   57,018     6.00  UNLIMITED     NATURAL
UNIVERSAL BOOT           3                                     9/97  23.14   59,007



# 57-SUITE 248           2      2,550   1/96   12/00    --           21.63   55,156     5.00  UNLIMITED     NATURAL
OLDE MILL BREAD CO       3                                     1/98  22.39   57,095
                                                               1/99  23.17   59,084
                                                               1/00  23.98   61,149

# 58-SUITE 290           2      1,200  12/94   11/99    --           22.28   26,736                         NATURAL
CARMEL PLAZA CHIRO       3                                    12/97  23.06   27,672
                                                              12/98  23.87   28,644


# 59-SUITE 292           2      1,200   2/95    1/00    --           22.35   26,820     6.00  UNLIMITED     NATURAL
CARMEL PLAZA OPT         3                                     2/98  23.13   27,756
                                                               2/99  23.94   28,728


# 60-SUITE 294           2      1,200  10/93    9/03    --           25.65   30,780     6.00  UNLIMITED     NATURAL
HAIRCUT PLACE            3                                    10/97  26.42   31,704
                                                              10/98  27.34   32,808
                                                              10/99  28.30   33,960
                                                              10/00  29.29   35,148
                                                              10/01  30.31   36,372
                                                              10/02  31.38   37,656

# 61-SUITE 296           2      1,500  11/93   10/98    --           24.26   36,390                         NATURAL
HALLMARK POOLS           3                                    11/97  25.11   37,665



# 62-SUITE 11846         4      3,054   1/97   12/39    --            0.00        0                         NATURAL
BOSTON MARKET            8

# 63-SUITE 11676         2        100  12/94   12/97    --           84.42    8,442                         NATURAL
FLOWERS A LA CARTE       2



# 64-SUITE 11630         4      6,598   7/93    2/40    --              0.00      0                         NATURAL
CHEVY'S                  8

                                                  PRO RATA   % OF RENT
   TENANT                      RECOVERIES       SHARE BASE  SUBJ TO CPI
------------------          ------------------  ----------  -----------

# 56-SUITE 246              CAM-OUT+GFIR+MG 15        ZERO
UNIVERSAL BOOT              CENTER TAXES W/15%        ZERO
                            LIAB INS W/15%            ZERO
                            PROPERTY INS W/15%        ZERO

# 57-SUITE 248              CAM-OUT+GFIR+MG 15        ZERO
OLDE MILL BREAD CO          CENTER TAXES              ZERO
                            PROPERTY INSURANCE        ZERO
                            LIABILITY INS             ZERO

# 58-SUITE 290              CAM-OUT+GFIR+MG 15        ZERO
CARMEL PLAZA CHIRO          CENTER TAXES W/15%        ZERO
                            LIAB INS W/15%            ZERO
                            PROPERTY INS W/15%        ZERO

# 59-SUITE 292              CAM-OUT+GFIR+MG 15        ZERO
CARMEL PLAZA OPT            CENTER TAXES W/15%        ZERO
                            LIAB INS W/15%            ZERO
                            PROPERTY INS W/15%        ZERO

# 60-SUITE 294              CAM-OUT+GFIR+MG 15        ZERO
HAIRCUT PLACE               CENTER TAXES W/15%        ZERO
                            LIAB INS W/15%            ZERO
                            PROPERTY INS W/15%        ZERO




# 61-SUITE 296              CAM-OUT+GFIR+MG 15        ZERO
HALLMARK POOLS              CENTER TAXES W/15%        ZERO
                            LIAB INS W/15%            ZERO
                            PROPERTY INS W/15%        ZERO

# 62-SUITE 11846            PAD TAXES                 ZERO
BOSTON MARKET

# 63-SUITE 11676            CAM-OUT+GFIR W/15%        ZERO
FLOWERS A LA CARTE          CENTER TAXES W/15%        ZERO
                            LIAB INS W/15%            ZERO
                            PROPERTY INS W/15%        ZERO

# 64-SUITE 11630            CAM-FIRE                  ZERO
CHEVY'S

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                     PRIMARY/                                               ANNUAL
                    SECONDARY  SQUARE  LEASE   LEASE  OPTION    MINIMUM     MINIMUM  OVERAGE   CEILING   BREAKPOINT
   TENANT             CODES     FEET   BEGIN    END    #/MOS    RENT/SF       RENT      %      (000'S)     (000'S)
------------------  ---------  ------  -----   -----  ------  ------------  -------  -------  ---------  ----------
# 65-SUITE 12174         4      2,538   7/93    2/40    --            0.00         0                        NATURAL
TEXACO                   8

# 66-SUITE 222           2      2,700  11/93   10/03    --           23.70    63,990    4.00  UNLIMITED     NATURAL
PAYLESS SHOE             3                                    11/98  27.85    75,195

                                                  PRO RATA   % OF RENT
   TENANT                      RECOVERIES       SHARE BASE  SUBJ TO CPI
------------------          ------------------  ----------  -----------

# 65-SUITE 12174            CAM-FIRE                  ZERO
TEXACO

# 66-SUITE 222              CAM-OUT+GFIR W/12%        ZERO
PAYLESS SHOE                CENTER TAXES              ZERO
                            PROPERTY INSURANCE        ZERO
                            LIABILITY INS             ZERO


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                       =================================
                           PRO-JECT ASSUMPTION REPORT
                       =================================


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                          CARMEL MTN PLAZA 1997 UPDATE
                            PROJECT DESIGNATOR: 5D07
                            REVISION: 7/16/97 @ 17:35
                           PROJECT ASSUMPTIONS REPORT
                                EXCLUDING TENANTS

BUILDING PROLOGUE

LEASEHOLD ANALYSIS OF CARMEL MTN PLAZA 1997 UPDATE BEGINNING 7/1997 FOR 12 YEARS ON A FISCAL YEAR BASIS

AREA MEASURES

TGLA
DESCRIBED AS TOTAL CENTER GLA
1997 VALUE -    532,129
THEREAFTER - CONSTANT

OCCA
DESCRIBED AS TOTAL CENTER OCCUPIED AREA
1997 VALUE - 530,500
1998 VALUE - 529,225
1999 VALUE - 527,013
2000 VALUE - 530,508
2001 VALUE - 528,933
2002 VALUE - 531,486
2003 VALUE - 528,942
2004 VALUE - 515,306
2005 VALUE - 529,877
2006 VALUE - 529,688
2007 VALUE - 530,099
2008 VALUE - 527,658
THEREAFTER - CONSTANT

CEXC
DESCRIBED AS GLA EXCLUDED FOR CAM ALLOCATION (MERVYN'S, CHEVY'S, TEXACO AND BOSTON MARKET)
1997 VALUE -  95,681
THEREAFTER - CONSTANT

CMGL
DESCRIBED AS GLA FOR CAM ALLOCATION
+100.0% OF TGLA-100.0% OF CEXC

TEXC
DESCRIBED AS GLA EXC FOR TAX ALLOC (KMART, MERVYN, ROSS, MATTRESS DISC, TACO BELL, CALIF PIZZA, FIRDAY'S, IN N OUT, OILMAX, COCO, CHVY, TEX)


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

1997 VALUE -      251,793
THEREAFTER - CONSTANT

TXGL
DESCRIBED AS GLA FOR TAX ALLOCATION
+100.0% OF TGLA-100.0% OF TEXC

PIEX
DESCRIBED AS GLA EXLCUDED FOR PROP INS ALLOCATION (KMART, MERVYN'S, ROSS, CALIF PIZZA, FRIDAY'S, IN N OUT, CHEVY'S, TEXACO)
1997 VALUE -    273,098
THEREAFTER - CONSTANT

PIGL
DESCRIBED AS GLA FOR PROP INS ALLOCATION
+100.0% OF TGLA-100.0% OF PIEX

LIEX
DESCRIBED AS GLA EXCLUDED FOR LIAB INS ALLOCATION (CHEVY'S, TEXACO, BOS MKT)
1997 VALUE -       15,681
THEREAFTER - CONSTANT

LIGL
DESCRIBED AS GLA FOR LIAB INS ALLOCATION
+100.0% OF TGLA-100.0% OF LIEX

GROWTH RATES

GREN
1997 VALUE -         3.50
THEREAFTER - CONSTANT

GEXP
1997 VALUE -         3.50
THEREAFTER - CONSTANT

GSAL
1997 VALUE -         3.50
THEREAFTER - CONSTANT

GCPI
1997 VALUE -         3.50
THEREAFTER - CONSTANT

GTAX
1997 VALUE -         2.00


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

THEREAFTER - CONSTANT

MARKET RATES

STRU
1997 VALUE -         0.10
THEREAFTER - CONSTANT

MRT1
1997 VALUE -        18.00
THEREAFTER - GROWING AT GROWTH RATE GREN

MRT2
1997 VALUE -        20.00
THEREAFTER - GROWING AT GROWTH RATE GREN

MRT3
1997 VALUE -        22.00
THEREAFTER - GROWING AT GROWTH RATE GREN

MRT4
1997 VALUE -        24.00
THEREAFTER - GROWING AT GROWTH RATE GREN

MRT5
1997 VALUE -        26.00
THEREAFTER - GROWING AT GROWTH RATE GREN

MRT6
1997 VALUE -        28.00
THEREAFTER - GROWING AT GROWTH RATE GREN

CPI
1997 VALUE -          100
THEREAFTER - GROWING AT GROWTH RATE GCPI

NTTI
1997 VALUE -         5.00
THEREAFTER - GROWING AT GROWTH RATE GEXP

BLTI
1997 VALUE -         2.50
THEREAFTER - GROWING AT GROWTH RATE GEXP


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

MISCELLANEOUS INCOMES

NONE

EXPENSES

MANAGEMENT FEES   , REFERRED TO AS MGMT
DESCRIBED AS MANAGEMENT FEES
AN INFORMATIONAL EXPENSE
1997 VALUE - 311,856
1998 VALUE - 316,537
1999 VALUE - 328,418
2000 VALUE - 343,125
2001 VALUE - 348,934
2002 VALUE - 362,361
2003 VALUE - 365,984
2004 VALUE - 373,015
2005 VALUE - 424,933
2006 VALUE - 436,876
2007 VALUE - 450,288
2008 VALUE - 462,670
THEREAFTER - CONSTANT

TOTAL CENTER CAM  , REFERRED TO AS CAME
DESCRIBED AS TOTAL CENTER CAM
CHARGED AGAINST NET OPERATING INCOME
1997 VALUE -    568,500
THEREAFTER - GROWING AT GROWTH RATE GEXP

OUTPARCEL CONTRIB  , REFERRED TO AS OUTP
DESCRIBED AS NON OWNED TENANT CONTRIBUTIONS (MERVYN'S, CHEVY'S, TEXACO) AN INFORMATIONAL EXPENSE
1997 VALUE -       87,664
THEREAFTER - GROWING AT GROWTH RATE GEXP

FIRE PROTECTION  , REFERRED TO AS FIRE
DESCRIBED AS FIRE PROTECTION
AN INFORMATIONAL EXPENSE
1997 VALUE -       29,460
THEREAFTER - GROWING AT GROWTH RATE GEXP

GROSSED UP FIRE  , REFERRED TO AS GFIR
DESCRIBED AS GROSSED UP FIRE PROTECTION (/.2872)
AN INFORMATIONAL EXPENSE
1997 VALUE -     102,577


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

THEREAFTER - GROWING AT GROWTH RATE GEXP

CAM-FIRE  , REFERRED TO AS 1CAM
DESCRIBED AS CAM LESS FIRE PROTECTION
AN INFORMATIONAL EXPENSE
+100.0% OF CAME-100.0% OF FIRE

CAM-FIRE W/10%  , REFERRED TO AS 1C10
DESCRIBED AS CAM LESS FIRE PROTECTION W/10% ADMIN
AN INFORMATIONAL EXPENSE
+110.0% OF 1CAM

CAM-OUTP-FIRE  , REFERRED TO AS 2CAM
DESCRIBED AS CAM LESS OUTP CONT LESS FIRE
AN INFORMATIONAL EXPENSE
+100.0% OF CAME-100.0% OF OUTP
-100.0% OF FIRE

CAM-OUTP-FIR W/6%  , REFERRED TO AS 2C06
DESCRIBED AS CAM LESS OUTP CONT LESS FIRE W/6% ADMIN
AN INFORMATIONAL EXPENSE
+106.0% OF 2CAM

CAM-OUTP-FIR W/12%, REFERRED TO AS 2C12
DESCRIBED AS CAM LESS OUTP CONT LESS FIRE W/12% ADMIN
AN INFORMATIONAL EXPENSE
+112.0% OF 2CAM

CAM-OUTP-FIR W/15%, REFERRED TO AS 2C15
DESCRIBED AS CAM LESS OUTP CONT LESS FIRE W/15% ADMIN
AN INFORMATIONAL EXPENSE
+115.0% OF 2CAM

CAM-OUT-FIR+MG  , REFERRED TO AS 3CAM
DESCRIBED AS CAM LESS OUTP CONT LESS FIRE PLUS MGMT FEES
AN INFORMATIONAL EXPENSE
+100.0% OF CAME-100.0% OF OUTP
-100.0% OF FIRE+100.0% OF MGMT

CAM-OUT-FIR+MG 7%  , REFERRED TO AS 3C07
DESCRIBED AS CAM LESS OUTP CONT LESS FIRE PLUS MGMT FEES W/7% ADMIN AN INFORMATIONAL EXPENSE
+107.0% OF 3CAM

CAM-OUT-FIR+MG 12%, REFERRED TO AS 3C12
DESCRIBED AS CAM LESS OUTP CONT LESS FIRE PLUS MGMT FEES W/12% ADMIN AN INFORMATIONAL EXPENSE
+112.0% OF 3CAM


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

CAM-OUT-FIR+MG 15%, REFERRED TO AS 3C15
DESCRIBED AS CAM LESS OUTP CONT LESS FIRE PLUS MGMT FEES W/15% ADMIN AN INFORMATIONAL EXPENSE
+115.0% OF 3CAM

CAM-OUT+GFIR  , REFERRED TO AS 4CAM
DESCRIBED AS CAM LESS OUTP CONT PLUS GROSS FIRE
AN INFORMATIONAL EXPENSE
+100.0% OF CAME-100.0% OF OUTP
-100.0% OF FIRE+100.0% OF GFIR

CAM-OUT+GFIR W/12%, REFERRED TO AS 4C12
DESCRIBED AS CAM LESS OUTP CONT PLUS GROSS FIRE W/12% ADMIN FEE
AN INFORMATIONAL EXPENSE
+112.0% OF 4CAM

CAM-OUT+GFIR W/15%, REFERRED TO AS 4C15
DESCRIBED AS CAM LESS OUTP CONT PLUS GROSS FIRE W/15% ADMIN FEE
AN INFORMATIONAL EXPENSE
+115.0% OF 4CAM

CAM-OUT+GFIR+MG  , REFERRED TO AS 5CAM
DESCRIBED AS CAM LESS OUTP CONT PLUS GFIR AND MGMT FEES
AN INFORMATIONAL EXPENSE
+100.0% OF CAME-100.0% OF OUTP
-100.0% OF FIRE+100.0% OF GFIR
+100.0% OF MGMT

CAM-OUT+GFIR+MG 11, REFERRED TO AS 5C11
DESCRIBED AS CAM LESS OUTP CONT PLUS GFIR AND MGMT FEES W/11% ADMIN AN INFORMATIONAL EXPENSE
+111.0% OF 5CAM

CAM-OUT+GFIR+MG 15, REFERRED TO AS 5C15
DESCRIBED AS CAM LESS OUTP CONT PLUS GFIR AND MGMT FEES W/15% ADMIN AN INFORMATIONAL EXPENSE
+115.0% OF 5CAM

TOTAL RE TAXES  , REFERRED TO AS TTAX
CHARGED AGAINST NET OPERATING INCOME
+100.0% OF CTAX+100.0% OF PTAX

CENTER TAXES  , REFERRED TO AS CTAX
AN INFORMATIONAL EXPENSE
1997 VALUE -    645,404
THEREAFTER - GROWING AT GROWTH RATE GTAX

PAD TAXES  , REFERRED TO AS PTAX


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

AN INFORMATIONAL EXPENSE
1997 VALUE -     230,043
THEREAFTER - GROWING AT GROWTH RATE GTAX

CENTER TAXES W/15%, REFERRED TO AS CT15
AN INFORMATIONAL EXPENSE
+115.0% OF CTAX

PROPERTY INSURANCE, REFERRED TO AS PINS
AN INFORMATIONAL EXPENSE
1997 VALUE -     109,464
THEREAFTER - GROWING AT GROWTH RATE GEXP

LIABILITY INS  , REFERRED TO AS LINS
AN INFORMATIONAL EXPENSE
1997 VALUE -     115,350
THEREAFTER - GROWING AT GROWTH RATE GEXP

TOTAL CENTER INS  , REFERRED TO AS INSE
CHARGED AGAINST NET OPERATING INCOME
+100.0% OF PINS+100.0% OF LINS

LIAB INS W/15%  , REFERRED TO AS LI15
AN INFORMATIONAL EXPENSE
+115.0% OF LINS

PROPERTY INS W/15%, REFERRED TO AS P115
AN INFORMATIONAL EXPENSE
+115.0% OF PINS

VACANCY ALLOWANCE
-----------------

PERCENTAGE OF POTENTIAL GROSS INCOME
FOR ALL TENANTS SUBJECT TO VACANCY
1997 VALUE -          3.00
THEREAFTER - CONSTANT

MANAGEMENT FEE
--------------

PERCENTAGE OF GROSS RENTAL INCOME
FOR ALL TENANTS
PASSED THROUGH TO TENANTS USING EXPENSE MGMT
1997 VALUE -          4.00
THEREAFTER - CONSTANT


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMMISSION CALCULATIONS
-----------------------

STANDARD METHOD #1 -  6.000% OF TOTAL RENT
STANDARD METHOD #2 -  3.000% OF TOTAL RENT
STANDARD METHOD #3 -  4.500% OF TOTAL RENT
STANDARD METHOD #4 -  0.000% OF TOTAL RENT
STANDARD METHOD #5 -  0.000% OF TOTAL RENT

COMMISSION PAYOUTS
------------------

STANDARD METHOD #1 - CASHED OUT
STANDARD METHOD #2 - CASHED OUT
STANDARD METHOD #3 - CASHED OUT
STANDARD METHOD #4 - CASHED OUT
STANDARD METHOD #5 - CASHED OUT

ALTERATION CALCULATION
----------------------

NONE

ALTERATION PAYOUTS
------------------

STANDARD METHOD #1 - CASHED OUT
STANDARD METHOD #2 - CASHED OUT
STANDARD METHOD #3 - CASHED OUT
STANDARD METHOD #4 - CASHED OUT
STANDARD METHOD #5 - CASHED OUT


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMMON AREA MAINTENANCE POOL
----------------------------

NONE

CAPITAL EXPENDITURES
--------------------

STRUCTURAL RESERVE
1997 VALUE -       66,372
THEREAFTER - GROWING AT GROWTH RATE GEXP

PRIMARY CLASSIFICATION CODES
----------------------------

      1 - ANCHORS
      2 - IN LINE SHOPS
      3 - OUTPARCEL (OWNED)
      4 - OUTPARCEL (SOLD)

SECONDARY CLASSIFICATION CODES
------------------------------
      1 - ANCHORS
      2 - IN LINE < 1000
      3 - IN LINE 1000-2999
      4 - IN LINE 3000-4999
      5 - IN LINE 5000-10000
      6 - IN LINE > 10000
      7 - OUTPARCEL (OWNED)
      8 - OUTPARCEL (SOLD)

COST CENTERS
------------

      1 - CAM
      2 - REAL ESTATE TAXES
      3 - INSURANCE

SALES VOLUME PROFILE
--------------------


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

           PERCENT OF       RELATIVE
MONTH     ANNUAL SALES       VOLUME
-----     ------------       ------
JAN           8.33%           1.00
FEB           8.33%           1.00
MAR           8.33%           1.00
APR           8.33%           1.00
MAY           8.33%           1.00
JUN           8.33%           1.00
JUL           8.33%           1.00
AUG           8.33%           1.00
SEP           8.33%           1.00
OCT           8.33%           1.00
NOV           8.33%           1.00
DEC           8.33%           1.00
            ------           -----
TOTALS      100.00%          12.00

GLOBAL RECOVERIES
-----------------

CAM-OUT+GFIR+MG 15, REFERRED TO AS CM15
ASSIGNED TO COST CENTER        1 - CAM
PRO RATA SHARE RECOVERY OF EXPENSE 5C15
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE CMGL
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

CENTER TAXES W/15%, REFERRED TO AS TX15
ASSIGNED TO COST CENTER 2 - REAL ESTATE TAXES
PRO RATA SHARE RECOVERY OF EXPENSE CT15
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE TXGL
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
 WITH NO CAP AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

LIAB INS W/15%  , REFERRED TO AS LI15
ASSIGNED TO COST CENTER        3 - INSURANCE
PRO RATA SHARE RECOVERY OF EXPENSE LI15
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE LIGL
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

PROPERTY INS W/15%, REFERRED TO AS PI15
ASSIGNED TO COST CENTER        3 - INSURANCE


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

PRO RATA SHARE RECOVERY OF EXPENSE PI15
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE PIGL
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

GG15
GLOBAL GROUPING
GLOBAL RECOVERY CM15
GLOBAL RECOVERY TX15
GLOBAL RECOVERY LI15
GLOBAL RECOVERY PI15

TENANT PROLOGUE
---------------

MINIMUM RENTS:
SPECIFIED AMOUNTS INTERPRETED AS AMOUNTS/SQUARE FOOT/YEAR
MARKET RATES INTERPRETED AS AMOUNTS/SQUARE FOOT/YEAR

SALES VOLUMES AND BREAKPOINTS:
SPECIFIED AMOUNTS INTERPRETED AS AMOUNTS/YEAR
MARKET RATES INTERPRETED AS AMOUNTS/SQUARE FOOT/YEAR

RENEWAL RENTS ARE COMPOUNDED ANNUALLY
RELETTING DOWNTIME AND EXPENSES ARE NOT CONDITIONAL ON GOING TO MARKET

REFERENCE TENANTS
-----------------

NONE


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                      ====================================
                        PRO-JECT TENANT REGISTER REPORT
                      ====================================


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                          CARMEL MTN PLAZA 1997 UPDATE
                            PROJECT DESIGNATOR: SD07
                            REVISION: 7/15/97 @ 12:04
                                 TENANT REGISTER

                TENANT                    SQUARE FEET    BEGIN DATE    END DATE
----------------------------------------  -----------    ----------    --------
#  1  - SUITE 12080  K MART                   107,870        6/1993      5/2018
#  2  - SUITE 11940  MERVYN'S                  80,000        7/1992      6/2052
#  3  - SUITE 11620  PACIFIC THEATRES          34,561        8/1993      7/2013
#  4  - SUITE 11690  SPORTMART                 40,672       11/1993     10/2018
#  5  - SUITE 11710  CIRCUIT CITY              30,973       12/1993      1/2009
#  6  - SUITE 11730  MARSHALL'S / TJX          28,760       11/1993      1/2009
#  7  - SUITE 11850  ROSS DRESS                24,000        5/1993      1/2004
#  8  - SUITE 12060  MICHAEL'S                 22,969        8/1993      1/2004
#  9  - SUITE 11744  BARNES & NOBLE            13,916       11/1993     10/2003
# 10  - SUITE 106    WICKER WONDERLAND          2,400       12/1995     11/1998
# 11  - SUITE 11670  MATTRESS DISCOUNT          5,000       10/1994      9/2004
# 12  - SUITE 100    MOBILWORKS                 3,200       12/1995     11/2000
# 13  - SUITE 11688  TACO BELL                  1,974        7/1993      6/2013
# 14  - SUITE 11602  CALIFORNIA PIZZA           5,500        7/1994      6/2014
# 15  - SUITE 11650  FRIDAY'S                   6,162        9/1994      8/2004
# 16  - SUITE 150    BLOCKBUSTER VIDEO          6,048       12/1993      1/1999
# 17  - SUITE 158    THAI GO                    2,658        7/1997      6/2007
# 18  - SUITE 190    USA FED CREDIT             2,065        6/1994      5/1999
# 19  - SUITE 192    TOGO'S                     1,200        9/1994      8/1999
# 20  - SUITE 12004  BLOCKBUSTER MUSIC         14,000        8/1994      7/1999
# 21  - SUITE 260    RUBIO'S RESTAURANT         2,800        1/1994     12/2003
# 22  - SUITE 264    GARDEN STATE BAGEL         1,200        1/1994     12/2003
# 23  - SUITE 266    UNIV CLEANERS              1,200        1/1994     12/1998
# 24  - SUITE 11880  IN N OUT BURGER            2,912        9/1993      8/2013
# 25  - SUITE 12120  OILMAX                     2,694        6/1994      5/2009
# 26  - SUITE 120    PLANET WRAPS               1,356        4/1994      3/2004
# 27  - SUITE 122    LITTLE TOKYO               1,627        4/1994      3/2004
# 28  - SUITE 124    ATHENS MARKET CAFE         1,356        4/1994      3/2004
# 29  - SUITE 308    WESTAR ESCROW              1,800        1/1995     12/1997
# 30  - SUITE 11610  METROPOLIS                 4,914        1/1994     12/2003
# 31  - SUITE 300    SHAW CARPETS               4,800       10/1996      9/2001
# 32  - SUITE 11704  DIAMONDS                   1,950       11/1994     10/1999
# 33  - SUITE 126    SWENSEN ICE CREAM          1,085        1/1994     12/2003
# 34  - SUITE 130    CONTRACT CARPET            1,500        8/1994      7/1998
# 35  - SUITE 132    WAVELINES SURF             1,985       12/1993     11/2007
# 36  - SUITE 170    CARMEL MTN DENTAL          2,174       10/1995      9/2002
# 37  - SUITE 174    CARMEL MTN ORTHO           1,073       12/1995     11/2005
# 38  - SUITE 176    DEPARTURES TRAVEL          1,100       11/1993     10/1999
# 39  - SUITE 180    LITTLE COTTAGE             1,200        9/1994      8/1997
# 40  - SUITE 182    JAVA CENTRALE              1,830        9/1993      8/2003
# 41  - SUITE 210    STYLES FOR LESS            3,500       12/1993     11/2003
# 42  - SUITE 212    PAYLESS SHOESOURCE         2,500       11/1993     10/1998
# 43  - SUITE 214    PARTY SAVERS               6,333        5/1994      4/1999


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

CARMEL MTN PLAZA 1997 UPDATE                                              PAGE 2

                TENANT                    SQUARE FEET    BEGIN DATE    END DATE
----------------------------------------  -----------    ----------    --------
# 44 - SUITE    220  ARTVENTURES                1,200        3/1995      2/2000
# 45 - SUITE    226  SALLY BEAUTY               1,500        1/1994     12/1998
# 46 - SUITE    194  PRIMO HAR DESIGN           3,622        7/1994      6/2004
# 47 - SUITE    228  NIGHT & DAY FORMAL           900        5/1996      4/2001
# 48 - SUITE    268  CHOP HOUSE                 1,800        2/1994      1/2004
# 49 - SUITE    230  TOP TEN ATHLETIC           1,200        5/1994      4/2000
# 50 - SUITE    178  JUICE CLUB                 1,200        6/1994      5/1999
# 51 - SUITE    232  IMPORTS 1                  2,400        1/1994     12/2000
# 52 - SUITE    236  GENERAL NUTRITION          1,200        2/1994      1/1999
# 53 - SUITE    240  JENNIFER CONVERT           2,400       12/1993     11/2003
# 54 - SUITE    244  3 DAY BLINDS               1,200       11/1993     10/1998
# 55 - SUITE    134  ARTIFEX                    1,500        3/1994      2/1998
# 56 - SUITE    246  UNIVERSAL BOOT             2,550        9/1993      8/1998
# 57 - SUITE    248  OLDE MILL BREAD CO         2,550        1/1996     12/2000
# 58 - SUITE    290  CARMEL PLAZA CHIRO         1,200       12/1994     11/1999
# 59 - SUITE    292  CARMEL PLAZA OPT           1,200        2/1995      1/2000
# 60 - SUITE    294  HAIRCUT PLACE              1,200       10/1993      9/2003
# 61 - SUITE    296  HALLMARK POOLS             1,500       11/1993     10/1998
# 62 - SUITE  11846  BOSTON MARKET              3,054        1/1997     12/2039
# 63 - SUITE  11676  FLOWERS A LA CARTE           100       12/1994     12/1997
# 64 - SUITE  11630  CHEVY'S                    6,598        7/1993      2/2040
# 65 - SUITE  12174  TEXACO                     2,538        7/1993      2/2040
# 66 - SUITE    222  PAYLESS SHOE               2,700       11/1993     10/2003
                                              -------
          66 TENANTS                          532,129
                                              =======


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                      ====================================
                            PRO-JECT LEASE EXPIRATION
                                     REPORT
                      ====================================


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                          CARMEL MTN PLAZA 1997 UPDATE
                            PROJECT DESIGNATOR: SD07
                            REVISION: 7/15/97 @ 12:04
                                EXPIRATION REPORT
                        YEARS 1998 TO 2009, ALL TENANTS,
                     INCLUDING OPTIONS, INCLUDING RENEWALS,
                    EXCLUDING BASE LEASES AND PRIOR OPTIONS,
                      BASE RENTS INCLUDING CPI ADJUSTMENTS,
                           INCLUDING PERCENTAGE RENTS

                                      TERM/    BASE             TOTAL   MARKET
      TENANT          SQUARE FT    END DATE  RENT/SF  RECV/SF  RENT/SF  RENT/SF
--------------------  ---------    --------  -------  -------  -------  -------

# 39-SUITE 180                     INITIAL
LITTLE COTTAGE            1,200     8/1997    24.91    5.68     30.59    26.00

# 29-SUITE 308                     INITIAL
WESTAR ESCROW             1,800    12/1997    22.33    5.67     28.01    26.91

# 63-SUITE 11676                   INITIAL
FLOWERS A LA CARTE          100    12/1997    84.48    4.80     89.28    18.63

# 55-SUITE 134                     INITIAL
ARTIFEX                   1,500     2/1998    22.36    5.82     28.18    26.91
                          -----               -----    ----     -----    -----
 4 FY 98 EXPIRATIONS      4,600               24.37    5.70     30.07    26.49

# 34-SUITE 130                     INITIAL
CONTRACT CARPET           1,500     7/1998    24.60    5.82     30.42    26.91

# 56-SUITE 246                     INITIAL
UNIVERSAL BOOT            2,550     8/1998    23.14    5.81     28.95    24.84

# 54-SUITE 244                     INITIAL
3 DAY BLINDS              1,200    10/1998    25.79    4.98     30.77    26.91

# 61-SUITE 296                     INITIAL
HALLMARK POOLS            1,500    10/1998    25.11    5.82     30.93    26.91

# 42-SUITE 212                     INITIAL
PAYLESS SHOESOURCE        2,500    10/1998    23.60    4.49     28.09    24.84

# 10-SUITE 106                     INITIAL
WICKER WONDERLAND         2,400    11/1998    24.00    5.82     29.82    24.84

# 45-SUITE 226                     INITIAL
SALLY BEAUTY              1,500    12/1998    21.96    5.82     27.78    27.85


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                      TERM/    BASE             TOTAL   MARKET
      TENANT          SQUARE FT    END DATE  RENT/SF  RECV/SF  RENT/SF  RENT/SF
--------------------  ---------    --------  -------  -------  -------  -------

# 23-SUITE 266                     INITIAL
UNIV CLEANERS             1,200    12/1998    29.17    5.81     34.98    27.85

# 52-SUITE 236                     INITIAL
GENERAL NUTRITION         1,200     1/1999    24.50    5.98     30.48    27.85

# 43-SUITE 214                     INITIAL
PARTY SAVERS              6,333     4/1999    21.61    5.98     27.59    21.42

# 18-SUITE 190                     INITIAL
USA FED CREDIT            2,065     5/1999    28.08    5.98     34.06    25.71

# 50-SUITE 178                     INITIAL
JUICE CLUB                1,200     5/1999    31.89    5.98     37.87    27.85
                         ------               -----    ----     -----    -----

12 FY 99 EXPIRATIONS     25,148               24.32    5.71     30.03    25.01
                         ------               -----    ----     -----    -----

16 CUMULATIVE EXPS       29,748               24.33    5.71     30.04    25.24

# 19-SUITE 192                     INITIAL
TOGO'S                    1,200     8/1999    24.72    5.11     29.83    27.85

# 38-SUITE 176                     INITIAL
DEPARTURES TRAVEL         1,100    10/1999    27.55    5.99     33.53    27.85

# 32-SUITE 11704                   INITIAL
DIAMONDS                  1,950    10/1999    24.57    5.99     30.56    27.85

# 58-SUITE 290                     INITIAL
CARMEL PLAZA CHIRO        1,200    11/1999    23.87    5.98     29.85    27.85

# 59-SUITE 292                     INITIAL
CARMEL PLAZA OPT          1,200     1/2000    23.94    6.15     30.09    28.83

# 44-SUITE 220                     INITIAL
ARTVENTURES               1,200     2/2000    22.88    6.15     29.03    28.83

# 49-SUITE 230                     INITIAL
TOP TEN ATHLETIC          1,200     4/2000    26.00    6.15     32.15    28.83
                         ------               -----    ----     -----    -----


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                      TERM/    BASE             TOTAL   MARKET
      TENANT          SQUARE FT    END DATE  RENT/SF  RECV/SF  RENT/SF  RENT/SF
--------------------  ---------    --------  -------  -------  -------  -------

 7 FY100 EXPIRATIONS      9,050               24.74     5.94    30.68    28.24
                         ------               -----     ----    -----    -----

23 CUMULATIVE EXPS       38,798               24.42     5.76    30.19    25.94

# 12-SUITE 100                     INITIAL
MOBILWORKS                3,200    11/2000    23.98     5.25    29.24    24.39

# 51-SUITE 232                     INITIAL
IMPORTS 1                 2,400    12/2000    27.59     6.16    33.74    27.54

# 57-SUITE 248                     INITIAL
OLDE MILL BREAD CO        2,550    12/2000    23.98     5.68    29.67    27.54

# 47-SUITE 228                     INITIAL
NIGHT & DAY FORMAL          900     4/2001    25.65     6.32    31.97    20.66
                         ------               -----     ----    -----    -----

 4 FY101 EXPIRATIONS      9,050               25.10     5.72    30.82    25.74
                         ------               -----     ----    -----    -----

27 CUMULATIVE EXPS       47,848               24.55     5.76    30.31    25.90

# 31-SUITE 300                     INITIAL
SHAW CARPETS              4,800     9/2001    20.00     5.94    25.94    25.25
                         ------               -----     ----    -----    -----

 1 FY102 EXPIRATIONS      4,800               20.00     5.94    25.94    25.25
                         ------               -----     ----    -----    -----

28 CUMULATIVE EXPS       52,648               24.14     5.77    29.91    25.84

# 36-SUITE 170                     INITIAL
CARMEL MTN DENTAL         2,174     9/2002    25.69     6.00    31.69    28.50

# 39-SUITE 180                    RENEWAL 1
LITTLE COTTAGE            1,200    11/2002    30.79     6.50    37.29    30.88

# 29-SUITE 308                    RENEWAL 1
WESTAR ESCROW             1,800     3/2003    32.24     6.65    38.89    31.96

# 55-SUITE 134                    RENEWAL 1
ARTIFEX                   1,500     5/2003    32.42     6.66    39.08    31.96
                         ------               -----     ----    -----    -----


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                      TERM/    BASE             TOTAL   MARKET
      TENANT          SQUARE FT    END DATE  RENT/SF  RECV/SF  RENT/SF  RENT/SF
--------------------  ---------    --------  -------  -------  -------  -------
4 FY103 EXPIRATIONS       6,674               29.89     6.41    36.30    30.64
                         ------               -----     ----    -----    ----
32 CUMULATIVE EXPS       59,322               24.78     5.84    30.63    26.38

# 40-SUITE 182                     INITIAL
JAVA CENTRALE             1,830     8/2003    33.60     6.66    40.26    31.96

# 60-SUITE 294                     INITIAL
HAIRCUT PLACE             1,200     9/2003    31.38     6.66    38.04    31.96

# 34-SUITE 130                    RENEWAL 1
CONTRACT CARPET           1,500    10/2003    32.90     6.66    39.55    31.96

# 66-SUITE 222                     INITIAL
PAYLESS SHOE              2,700    10/2003    27.85     5.13    32.98    29.50

# 53-SUITE 240                     INITIAL
JENNIFER CONVERT          2,400    11/2003    31.96     6.15    38.11    29.50

# 56-SUITE 246                    RENEWAL 1
UNIVERSAL BOOT            2,550    11/2003    30.45     6.65    37.11    29.50

# 41-SUITE 210                     INITIAL
STYLES FOR LESS           3,500    11/2003    20.52     6.65    27.17    27.04

# 21-SUITE 260                     INITIAL
RUBIO'S RESTAURANT        2,800    12/2003    31.81     6.66    38.46    30.53

# 33-SUITE 126                     INITIAL
SWENSEN ICE CREAM         1,085    12/2003    28.66     6.66    35.31    33.08

# 30-SUITE 11610                   INITIAL
METROPOLIS                4,914    12/2003    24.50     5.69    30.19    27.99

# 22-SUITE 264                     INITIAL
GARDEN STATE BAGEL        1,200    12/2003    26.29     6.66    32.95    33.08

# 54-SUITE 244                    RENEWAL 1
3 DAY BLINDS              1,200     1/2004    34.33     5.85    40.18    33.08

# 42-SUITE 212                    RENEWAL 1
PAYLESS SHOESOURCE        2,500     1/2004    31.69     5.28    36.97    30.53


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                      TERM/    BASE             TOTAL   MARKET
      TENANT          SQUARE FT    END DATE  RENT/SF  RECV/SF  RENT/SF  RENT/SF
--------------------  ---------    --------  -------  -------  -------  -------

# 61-SUITE 296                    RENEWAL 1
HALLMARK POOLS            1,500     1/2004    34.33     6.82    41.15    33.08

# 48-SUITE 268                     INITIAL
CHOP HOUSE                1,800     1/2004    32.85     6.83    39.67    33.08

# 10-SUITE 106                    RENEWAL 1
WICKER WONDERLAND         2,400     2/2004    31.78     6.82    38.61    30.53

# 23-SUITE 266                    RENEWAL 1
UNIV CLEANERS             1,200     3/2004    34.53     6.83    41.36    33.08

# 26-SUITE 120                     INITIAL
PLANET WRAPS              1,356     3/2004    27.02     6.83    33.85    33.08

# 27-SUITE 122                     INITIAL
LITTLE TOKYO              1,627     3/2004    31.54     6.82    38.36    33.08

# 45-SUITE 226                    RENEWAL 1
SALLY BEAUTY              1,500     3/2004    34.53     6.82    41.35    33.08

# 28-SUITE 124                     INITIAL
ATHENS MARKET CAFE        1,356     3/2004    34.02     5.85    39.87    33.08

# 52-SUITE 236                    RENEWAL 1
GENERAL NUTRITION         1,200     4/2004    34.63     6.83    41.46    33.08

# 46-SUITE 194                     INITIAL
PRIMO HAR DESIGN          3,622     6/2004    24.72     6.73    31.45    30.53
                        -------               -----     ----    -----    -----
23 FY104 EXPIRATIONS     46,940               29.56     6.38    35.94    30.79
                        -------               -----     ----    -----    -----
55 CUMULATIVE EXPS      106,262               26.89     6.08    32.97    28.33

# 20-SUITE 12004                  OPTION 1
BLOCKBUSTER MUSIC        14,000     7/2004    20.71      5.32   26.03    22.90

# 43-SUITE 214                    RENEWAL 1
PARTY SAVERS              6,333     7/2004    26.87      6.83   33.70    25.45

# 18-SUITE 190                    RENEWAL 1
USA FED CREDIT            2,065     8/2004    32.33     6.82    39.16    30.53


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                      TERM/    BASE             TOTAL   MARKET
      TENANT          SQUARE FT    END DATE  RENT/SF  RECV/SF  RENT/SF  RENT/SF
--------------------  ---------    --------  -------  -------  -------  -------

# 50-SUITE 178                    RENEWAL 1
JUICE CLUB                1,200     8/2004    45.05     6.83    51.88    33.08

# 11-SUITE 11670                   INITIAL
MATTRESS DISCOUNT         5,000     9/2004    21.85     6.72    28.56    25.45

# 19-SUITE 192                    RENEWAL 1
TOGO'S                    1,200    11/2004    35.33     5.85    41.18    33.08

# 38-SUITE 176                    RENEWAL 1
DEPARTURES TRAVEL         1,100     1/2005    36.77     7.12    43.90    34.24

# 32-SUITE 11704                  RENEWAL 1
DIAMONDS                  1,950     1/2005    36.78     7.12    43.90    34.24

# 58-SUITE 290                    RENEWAL 1
CARMEL PLAZA CHIRO        1,200     2/2005    36.89     7.12    44.01    34.24

# 59-SUITE 292                    RENEWAL 1
CARMEL PLAZA OPT          1,200     4/2005    37.10     7.12    44.22    34.24

# 44-SUITE 220                    RENEWAL 1
ARTVENTURES               1,200     5/2005    37.21     7.12    44.33    34.24
                        -------               -----     ----    -----    -----

11 FY105 EXPIRATIONS     36,448               26.84     6.26    33.09    26.86
                        -------               -----     ----    -----    -----

66 CUMULATIVE EXPS      142,710               26.88     6.12    33.00    27.95

# 49-SUITE 230                    RENEWAL 1
TOP TEN ATHLETIC          1,200     7/2005    37.42     7.12    44.54    34.24

# 37-SUITE 174                     INITIAL
CARMEL MTN ORTHO          1,073    11/2005    30.11     5.87    35.98    34.24

# 12-SUITE 100                    RENEWAL 1
MOBILWORKS                3,200     2/2006    33.44     6.17    39.60    29.98

# 57-SUITE 248                    RENEWAL 1
OLDE MILL BREAD CO        2,550     3/2006    36.58     6.77    43.35    32.71

# 51-SUITE 232                    RENEWAL 1
IMPORTS 1                 2,400     3/2006    36.58     7.32    43.90    32.71
                        -------               -----     ----    -----    -----


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                      TERM/    BASE             TOTAL   MARKET
      TENANT          SQUARE FT    END DATE  RENT/SF  RECV/SF  RENT/SF  RENT/SF
--------------------  ---------    --------  -------  -------  -------  -------

5 FY106 EXPIRATIONS      10,423               35.04     6.66    41.70    32.21
                        -------               -----     ----    -----    -----
71 CUMULATIVE EXPS      153,133               27.44     6.16    33.60    28.24

# 47-SUITE 228                    RENEWAL 1
NIGHT & DAY FORMAL          900     7/2006    27.75     7.32    35.07    24.53

# 31-SUITE 300                    RENEWAL 1
SHAW CARPETS              4,800    12/2006    35.61     6.91    42.52    31.03

# 17-SUITE 158                     INITIAL
THAI GO                   2,658     6/2007    34.61     7.52    42.13    33.85
                        -------               -----     ----    -----    -----
 3 FY107 EXPIRATIONS      8,358               34.45     7.15    41.59    31.23
                        -------               -----     ----    -----    -----
74 CUMULATIVE EXPS      161,491               27.80     6.21    34.01    28.40

# 35-SUITE 132                     INITIAL
WAVELINES SURF            1,985    11/2007    38.02     7.52    45.54    36.68

# 63-SUITE 11676                  RENEWAL 1
FLOWERS A LA CARTE          100    12/2007    84.48     6.36    90.84    26.28

# 36-SUITE 170                    RENEWAL 1
CARMEL MTN DENTAL         2,174    12/2007    41.62     6.96    48.58    35.04

# 39-SUITE 180                    RENEWAL 2
LITTLE COTTAGE            1,200     2/2008    45.34     7.73    53.07    37.96

# 29-SUITE 308                    RENEWAL 2
WESTAR ESCROW             1,800     6/2008    45.87     7.73    53.59    37.96
                        -------               -----     ----    -----    -----

 5 FY108 EXPIRATIONS      7,259               42.89     7.42    50.32    36.57
                        -------               -----     ----    -----    -----

79 CUMULATIVE EXPS      168,750               28.45     6.26    34.71    28.75

# 55-SUITE 134                    RENEWAL 2
ARTIFEX                   1,500     8/2008    46.13     7.73    53.86    37.96


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                      TERM/    BASE             TOTAL   MARKET
      TENANT          SQUARE FT    END DATE  RENT/SF  RECV/SF  RENT/SF  RENT/SF
--------------------  ---------    --------  -------  -------  -------  -------

#  9-SUITE 11744                   OPTION 1
BARNES & NOBLE           13,916    10/2008    27.77     5.94    33.71     0.00

# 40-SUITE 182                    RENEWAL 1
JAVA CENTRALE             1,830    11/2008    46.53     7.72    54.26    37.96

# 60-SUITE 294                    RENEWAL 1
HAIRCUT PLACE             1,200    12/2008    48.30     7.73    56.03    39.29
                        -------               -----     ----    -----    -----
 4 FY109 EXPIRATIONS     18,446               32.46     6.38    38.84     9.41
                        -------               -----     ----    -----    -----
83 CUMULATIVE EXPS      187,196               28.84     6.27    35.12    26.84


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                              =====================
                                ENDS DATA REPORTS
                              =====================


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Account Number : 235192                                 Tuesday January 28, 1997

                           POP-FACTS: FULL DATA REPORT
                       (CENSUS '90, UPDATES & PROJECTIONS)
                    BY NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                                 LEHMAN BROTHERS

CARMEL MOUNTAIN PLAZA                                  SITE: 442166
SAN DIEGO, CA                                    COORD:32:58.74 117:04.88

--------------------------------------------------------------------------------
DESCRIPTION                            2.5 MILE     5.0 MILE    10.0 MILE
                                         RADIUS       RADIUS       RADIUS

--------------------------------------------------------------------------------

POPULATION
  2001 PROJECTION                         63394       163112       331933
  1996 ESTIMATE                           63334       165194       335409
  1990 CENSUS                             56150       147548       304539
  1980 CENSUS                             24552        77344       175041
  GROWTH 1980 - 1990                     128.69%       90.77%       73.98%

HOUSEHOLDS
  2001 PROJECTION                         24184        60293       122438
  1996 ESTIMATE                           23565        59218       120555
  1990 CENSUS                             20043        51190       105043
  1980 CENSUS                              8073        25541        57290
  GROWTH 1980 - 1990                     148.27%      100.43%       83.35%

1996 ESTIMATED POPULATION BY RACE         63334       165194       335409
  WHITE                                   77.99%       78.93%       78.61%
  BLACK                                    2.51%        2.01%        2.12%
  ASIAN & PACIFIC ISLANDER                16.62%       16.34%       15.45%
  OTHER RACES                              2.87%        2.72%        3.82%

1996 ESTIMATED POPULATION                 63334       165194       335409
  HISPANIC ORIGIN                         11.81%       11.62%       13.77%

OCCUPIED UNITS                            20043        51190       105043
  OWNER OCCUPIED                          63.05%       72.82%       70.00%
  RENTER OCCUPIED                         36.95%       27.18%       30.00%
  1990 PERSONS PER HOUSEHOLD               2.78         2.85         2.84

1996 ESTIMATED HOUSEHOLDS BY INCOME       23565        59218       120555
  $150,000 +                               5.49%        6.95%        8.25%
  $100,000 TO $149,999                     9.04%       10.30%        9.52%
  $ 75,000 TO $ 99,999                    14.64%       15.24%       13.75%
  $ 50,000 TO $ 74,999                    27.32%       27.67%       26.17%
  $ 35,000 TO $ 49,999                    16.88%       16.05%       16.60%
  $ 25,000 TO $ 34,999                    10.33%        9.54%       10.33%
  $ 15,000 TO $ 24,999                     8.02%        7.30%        7.92%
  $  5,000 TO $ 14,999                     6.14%        5.05%        5.59%
  UNDER $5,000                             2.14%        1.91%        1.87%

  1996 ESTIMATED AVERAGE HH INCOME      $71,579      $77,779      $79,453
  1996 ESTIMATED MEDIAN HH INCOME       $55,945      $59,183      $57,350
  1996 ESTIMATED PER CAPITA INCOME      $26,870      $28,208      $29,014


                                        1


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Account Number : 235192                                 Tuesday January 28, 1997

                           POP-FACTS: FULL DATA REPORT
                       (CENSUS '90, UPDATES & PROJECTIONS)
                    BY NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                                 LEHMAN BROTHERS

CARMEL MOUNTAIN PLAZA                                      SITE:  442166
SAN DIEGO, CA                                           COORD:32:58.74 117:04.88

--------------------------------------------------------------------------------
                                            2.5 MILE     5.0 MILE     10.0 MILE
DESCRIPTION                                   RADIUS       RADIUS        RADIUS
--------------------------------------------------------------------------------

1996 ESTIMATED POPULATION BY SEX               63334       165194        335409
     MALE                                      49.54%       49.73%        50.29%
     FEMALE                                    50.46%       50.27%        49.71%

MARITAL STATUS                                 42999       113665        237319
     SINGLE MALE                               12.50%       12.21%        14.45%
     SINGLE FEMALE                              9.91%        9.55%        10.59%
     MARRIED                                   63.61%       64.93%        61.07%
     PREVIOUSLY MARRIED MALE                    4.40%        4.10%         4.60%
     PREVIOUSLY MARRIED FEMALE                  9.58%        9.21%         9.29%

HOUSEHOLDS WITH CHILDREN                        8559        21754         43195
     MARRIED COUPLE FAMILY                     81.78%       84.32%        82.09%
     OTHER FAMILY - MALE HEAD                   3.70%        3.41%         4.19%
     OTHER FAMILY - FEMALE HEAD                13.55%       11.33%        12.59%
     NON FAMILY                                 0.97%        0.94%         1.13%

1996 ESTIMATED POPULATION BY AGE               63334       165194        335409
     UNDER 5 YEARS                              8.75%        8.02%         8.08%
     5 TO 9 YEARS                               8.17%        8.07%         7.69%
     10 TO 14 YEARS                             7.74%        7.97%         7.41%
     15 TO 17 YEARS                             3.99%        4.23%         4.11%
     18 TO 20 YEARS                             2.73%        2.92%         3.38%
     21 TO 24 YEARS                             4.30%        3.72%         4.69%
     25 TO 29 YEARS                             8.17%        6.39%         7.44%
     30 TO 34 YEARS                            10.34%        9.00%         9.27%
     35 TO 39 YEARS                            10.33%       10.06%         9.88%
     40 TO 49 YEARS                            16.82%       17.99%        17.71%
     50 TO 59 YEARS                             8.17%        8.72%         8.92%
     60 TO 64 YEARS                             2.50%        2.59%         2.56%
     65 TO 69 YEARS                             2.65%        3.03%         2.72%
     70 TO 74 YEARS                             2.14%        2.86%         2.44%
     75 + YEARS                                 3.20%        4.43%         3.69%

     MEDIAN AGE                                32.97        34.82         33.88
     AVERAGE AGE                               32.97        34.54         33.91


                                       2
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Account Number : 235192                                 Tuesday January 28, 1997

                           POP-FACTS: FULL DATA REPORT
                       (CENSUS '90, UPDATES & PROJECTIONS)
                    BY NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                                 LEHMAN BROTHERS

CARMEL MOUNTAIN PLAZA                                      SITE:  442166
SAN DIEGO, CA                                           COORD:32:58.74 117:04.88

--------------------------------------------------------------------------------
                                            2.5 MILE     5.0 MILE     10.0 MILE
DESCRIPTION                                   RADIUS       RADIUS        RADIUS
--------------------------------------------------------------------------------

1996 EST. FEMALE POPULATION BY AGE             31956        83041        166722
     UNDER 5 YEARS                              8.39%        7.66%         7.86%
     5 TO 9 YEARS                               7.64%        7.66%         7.35%
     10 TO 14 YEARS                             7.45%        7.61%         7.14%
     15 TO 17 YEARS                             3.84%        4.16%         4.05%
     18 TO 20 YEARS                             2.81%        2.88%         3.19%
     21 TO 24 YEARS                             4.47%        3.70%         4.50%
     25 TO 29 YEARS                             8.25%        6.29%         7.20%
     30 TO 34 YEARS                            10.30%        9.03%         9.29%
     35 TO 39 YEARS                            10.58%       10.41%        10.14%
     40 TO 49 YEARS                            16.54%       17.82%        17.78%
     50 TO 59 YEARS                             8.08%        8.51%         8.80%
     60 TO 64 YEARS                             2.69%        2.78%         2.73%
     65 TO 69 YEARS                             2.90%        3.38%         3.01%
     70 TO 74 YEARS                             2.25%        3.05%         2.61%
     75 + YEARS                                 3.80%        5.05%         4.36%
     FEMALE MEDIAN AGE                         33.47        35.49         34.69
     FEMALE AVERAGE AGE                        33.72        35.37         34.73

POPULATION BY HOUSEHOLD TYPE                   56150       147548        304540
     FAMILY HOUSEHOLDS                         87.90%       88.87%        86.17%
     NON FAMILY HOUSEHOLDS                     11.28%       10.04%        11.88%
     GROUP QUARTERS                             0.82%        1.09%         1.95%

HOUSEHOLDS BY TYPE                             20043        51190        105043
     SINGLE MALE                                7.49%        6.13%         7.16%
     SINGLE FEMALE                              9.13%        9.38%         9.32%
     MARRIED COUPLE                            65.34%       68.58%        64.75%
     OTHER FAMILY - MALE HEAD                   2.97%        2.81%         3.26%
     OTHER FAMILY - FEMALE HEAD                 8.38%        7.34%         7.94%
     NON FAMILY - MALE HEAD                     4.24%        3.62%         4.70%
     NON FAMILY - FEMALE HEAD                   2.45%        2.14%         2.88%

POPULATION BY URBAN VS RURAL                   56021       147481        304452
     URBAN                                    100.00%       99.21%        95.77%
     RURAL                                      0.00%        0.79%         4.23%


                                       3
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Account Number : 235192                                 Tuesday January 28, 1997

                           POP-FACTS: FULL DATA REPORT
                       (CENSUS '90, UPDATES & PROJECTIONS)
                    BY NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                                 LEHMAN BROTHERS

CARMEL MOUNTAIN PLAZA                                      SITE:  442166
SAN DIEGO, CA                                           COORD:32:58.74 117:04.88

--------------------------------------------------------------------------------
                                            2.5 MILE     5.0 MILE     10.0 MILE
DESCRIPTION                                   RADIUS       RADIUS        RADIUS
--------------------------------------------------------------------------------
FEMALES 16+ WITH CHILDREN 0-17                 21827        56849        116771
     EMPLOYED/CHILD 0-5                         7.55%        6.18%         6.08%
     UNEMPLOYED/CHILD 0-5                       0.38%        0.26%         0.27%
     NOT IN LABOR FORCE/CHILD 0-5               4.53%        3.72%         3.61%
     EMPLOYED/CHILD 6-17                       13.54%       14.20%        13.16%
     UNEMPLOYED/CHILD 6-17                      0.65%        0.44%         0.42%
     NOT IN LABOR FORCE/CHILD 6-17              3.76%        4.54%         4.23%
     EMPLOYED/CHILD 0-5&6-17                    4.66%        4.52%         4.10%
     UNEMPLOYED/CHILD 0-5&6-17                  0.15%        0.15%         0.19%
     NOT IN LABOR FORCE/CHILD 0-5&6-17          2.63%        3.07%         3.00%
     EMPLOYED/NO CHILDREN                      38.25%       34.57%        38.02%
     UNEMPLOYED/NO CHILDREN                     1.66%        1.37%         1.50%
     NOT IN LABOR FORCE/NO CHILDREN            22.25%       26.98%        25.41%

HOUSEHOLDS: AGE BY POVERTY STATUS              20191        51482        105222
     ABOVE POVERTY UNDER AGE 65                83.74%       79.39%        81.79%
     ABOVE POVERTY AGE 65 +                    11.56%       16.79%        13.81%
     BELOW POVERTY UNDER AGE 65                 4.07%        3.25%         3.84%
     BELOW POVERTY AGE 65 +                     0.63%        0.57%         0.56%

POPULATION 16+ BY EMPLOYMENT STATUS            42374       111484        232825
     EMPLOYED IN ARMED FORCES                   2.62%        2.23%         2.99%
     EMPLOYED CIVILIANS                        69.62%       66.03%        67.30%
     UNEMPLOYED CIVILIANS                       2.93%        2.69%         2.89%
     NOT IN LABOR FORCE                        24.82%       29.05%        26.82%

POPULATION 16+ BY OCCUPATION                   29502        73612        156686
     EXECUTIVE AND MANAGERIAL                  20.73%       20.78%        19.25%
     PROFESSIONAL SPECIALTY                    19.06%       19.80%        19.05%
     TECHNICAL SUPPORT                          5.12%        5.27%         5.34%
     SALES                                     14.41%       14.20%        14.17%
     ADMINISTRATIVE SUPPORT                    15.16%       15.22%        15.18%
     SERVICE: PRIVATE HOUSEHOLD                 0.27%        0.35%         0.58%
     SERVICE: PROTECTIVE                        1.19%        1.37%         1.41%
     SERVICE: OTHER                             9.02%        7.90%         7.76%
     FARMING FORESTRY & FISHING                 0.74%        0.81%         1.20%
     PRECISION PRODUCTION & CRAFT               7.45%        7.72%         8.70%
     MACHINE OPERATOR                           3.32%        2.95%         3.24%
     TRANSPORTATION & MATERIAL MOVING           1.79%        1.57%         1.78%
     LABORERS                                   1.75%        2.06%         2.33%


                                       4
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Account Number : 235192                                 Tuesday January 28, 1997

                           POP-FACTS: FULL DATA REPORT
                       (CENSUS '90, UPDATES & PROJECTIONS)
                    BY NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                                 LEHMAN BROTHERS

CARMEL MOUNTAIN PLAZA                                      SITE:  442166
SAN DIEGO, CA                                           COORD:32:58.74 117:04.88

--------------------------------------------------------------------------------
                                            2.5 MILE     5.0 MILE     10.0 MILE
DESCRIPTION                                   RADIUS       RADIUS        RADIUS
--------------------------------------------------------------------------------

FAMILIES BY NUMBER OF WORKERS                  15395        40667         80268
     NO WORKERS                                 8.63%       11.03%         9.08%
     ONE WORKER                                24.46%       25.13%        25.19%
     TWO WORKERS                               53.00%       49.53%        51.11%
     THREE + WORKERS                           13.91%       14.32%        14.62%

HISPANIC POPULATION BY TYPE                    56150       147548        304539
     NOT HISPANIC                              92.68%       92.95%        90.57%
     MEXICAN                                    5.05%        4.89%         7.16%
     PUERTO RICAN                               0.42%        0.33%         0.33%
     CUBAN                                      0.12%        0.11%         0.11%
     OTHER HISPANIC                             1.73%        1.71%         1.83%

1996 HISPANIC RACE BASE                         7478        19192         46186
     WHITE                                      5141        13347         30707
     BLACK                                        65          139           325
     ASIAN & PACIFIC ISLANDER                    480         1270          2458
     OTHER                                      1791         4436         12696

POPULATION BY TRANSPORTATION TO WORK           30203        74950        160820
     DRIVE ALONE                               78.85%       79.60%        78.81%
     CAR POOL                                  14.64%       13.09%        12.65%
     PUBLIC TRANSPORTATION                      1.36%        1.20%         1.20%
     MOTORCYCLE                                 0.49%        0.56%         0.52%
     WALKED ONLY                                1.36%        1.27%         2.00%
     OTHER MEANS                                0.97%        1.23%         1.36%
     WORKED AT HOME                             2.33%        3.05%         3.46%

POPULATION BY TRAVEL TIME TO WORK              30203        74950        160820
     UNDER 10 MINUTES / WORK AT HOME           13.07%       12.83%        14.31%
     10 TO 29 MINUTES                          47.06%       48.94%        52.14%
     30 TO 59 MINUTES                          37.31%       35.55%        30.90%
     60 TO 89 MINUTES                           1.51%        1.60%         1.53%
     90+ MINUTES                                1.05%        1.09%         1.12%
     AVERAGE TRAVEL TIME IN MINUTES            23.42        23.31         22.06

HOUSEHOLDS BY NUMBER OF VEHICLES               20012        51123        105041
     NO VEHICLES                                2.73%        2.30%         2.52%
     ONE VEHICLE                               28.17%       25.66%        25.24%
     TWO VEHICLES                              49.05%       48.73%        47.50%
     THREE + VEHICLES                          20.04%       23.31%        24.74%
     ESTIMATED TOTAL VEHICLES                  38107       101076        209467


                                       5
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Account Number : 235192                                 Tuesday January 28, 1997

                           POP-FACTS: FULL DATA REPORT
                       (CENSUS '90, UPDATES & PROJECTIONS)
                    BY NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                                 LEHMAN BROTHERS

CARMEL MOUNTAIN PLAZA                                      SITE:  442166
SAN DIEGO, CA                                           COORD:32:58.74 117:04.88

--------------------------------------------------------------------------------
                                            2.5 MILE     5.0 MILE     10.0 MILE
DESCRIPTION                                   RADIUS       RADIUS        RADIUS
--------------------------------------------------------------------------------

POPULATION 25+ BY EDUCATION                    36139        95758        195601
     ELEMENTARY (0-8)                           2.57%        2.66%         3.87%
     SOME HIGH SCHOOL (9-11)                    5.00%        5.15%         5.72%
     HIGH SCHOOL GRADUATE (12)                 17.79%       17.47%        18.16%
     SOME COLLEGE (13-15)NO DEGREE             25.09%       24.17%        24.84%
     ASSOCIATE DEGREE ONLY                     10.21%        9.30%         9.05%
     BACHELOR DEGREE ONLY                      26.84%       27.67%        25.26%
     GRADUATE DEGREE                           12.49%       13.58%        13.09%

POPULATION ENROLLED IN SCHOOL                  15970        42854         87589
     PUBLIC PRE-PRIMARY                         4.44%        4.42%         4.06%
     PRIVATE PRE-PRIMARY                        5.14%        4.65%         4.57%
     PUBLIC ELEMENTARY & HIGH SCHOOL           56.06%       57.47%        54.03%
     PRIVATE ELEMENTARY & HIGH SCHOOL           2.24%        3.65%         4.89%
     COLLEGE                                   32.12%       29.82%        32.45%

HOUSING UNITS BY OCCUPANCY STATUS              21874        54878        111879
     OCCUPIED                                  91.63%       93.28%        93.89%
     VACANT                                     8.37%        6.72%         6.11%

VACANT UNITS                                    1832         3688          6836
     FOR RENT                                  49.92%       45.03%        40.78%
     FOR SALE ONLY                             31.97%       31.47%        32.62%
     SEASONAL                                   7.26%        9.91%        10.34%
     OTHER                                     10.86%       13.59%        16.26%

OWNER OCCUPIED PROPERTY VALUES                 11296        32799         63064
     UNDER $25,000                              0.10%        0.12%         0.17%
     $ 25,000 TO $ 49,999                       0.28%        0.25%         0.29%
     $ 50,000 TO $ 74,999                       0.50%        0.30%         0.50%
     $ 75,000 TO $ 99,999                       1.86%        1.13%         1.56%
     $100,000 TO $149,999                       8.94%        8.95%        11.24%
     $150,000 TO $199,999                      24.28%       22.76%        24.46%
     $200,000 TO $299,999                      44.37%       41.33%        33.02%
     $300,000 TO $399,999                      14.31%       15.76%        13.97%
     $400,000 TO $499,999                       3.01%        4.80%         6.01%
     $500,000+                                  2.37%        4.59%         8.78%

MEDIAN PROPERTY VALUE                      $ 231,280    $ 250,296     $ 258,900
TOTAL RENTAL UNITS                              7266        13474         30325

MEDIAN RENT                                $     668    $     734     $     712


                                       6
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Account Number : 235192                                 Tuesday January 28, 1997

                           POP-FACTS: FULL DATA REPORT
                       (CENSUS '90, UPDATES & PROJECTIONS)
                    BY NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                                 LEHMAN BROTHERS

CARMEL MOUNTAIN PLAZA                                      SITE:  442166
SAN DIEGO, CA                                           COORD:32:58.74 117:04.88

--------------------------------------------------------------------------------
                                            2.5 MILE     5.0 MILE     10.0 MILE
DESCRIPTION                                   RADIUS       RADIUS        RADIUS
--------------------------------------------------------------------------------

PERSONS IN UNIT                                20043        51190        105043
     1 PERSON                                  16.61%       15.51%        16.47%
     2 PERSONS                                 35.03%       34.89%        34.38%
     3 PERSONS                                 19.36%       18.28%        18.66%
     4 PERSONS                                 18.11%       19.12%        18.11%
     5 PERSONS                                  7.08%        7.62%         7.42%
     6 PERSONS                                  2.42%        2.83%         2.89%
     7+ PERSONS                                 1.39%        1.75%         2.06%

YEAR ROUND UNITS IN STRUCTURE                  21874        54878        111879
     SINGLE UNITS DETACHED                     55.53%       64.68%        63.07%
     SINGLE UNITS ATTACHED                     10.11%       10.52%        10.79%
     DOUBLE UNITS                               0.40%        0.44%         0.67%
     3 TO 9 UNITS                              13.85%        8.82%        10.00%
     10 TO 19 UNITS                             8.44%        5.14%         4.79%
     20 TO 49 UNITS                             5.21%        3.80%         3.24%
     50 + UNITS                                 5.54%        3.89%         3.70%
     MOBILE HOME OR TRAILER                     0.36%        1.60%         2.77%
     ALL OTHER                                  0.55%        1.12%         0.97%

SINGLE/MULTIPLE UNIT RATIO                      1.96         3.41          3.30

HOUSING UNITS BY YEAR BUILT                    20012        51123        105041
     BUILT 1989 TO MARCH 1990                   6.16%        4.07%         4.52%
     BUILT 1985 TO 1988                        40.93%       32.41%        28.47%
     BUILT 1980 TO 1984                        11.57%       13.77%        14.16%
     BUILT 1970 TO 1979                        28.49%       35.86%        36.40%
     BUILT 1960 TO 1969                         9.73%       11.08%        10.37%
     BUILT 1950 TO 1959                         2.83%        2.28%         4.14%
     BUILT 1940 TO 1949                         0.20%        0.33%         1.04%
     BUILT 1939 OR EARLIER                      0.09%        0.19%         0.89%


                                       7
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                               [GRAPHIC OMITTED]

                                 TIGER SITE MAP


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                         ==============================
                          CUSHMAN & WAKEFIELD INVESTOR
                                     SURVEY
                         ==============================


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

---------------------------------------------------------------------------------------------------------------------------
                  CUSHMAN & WAKEFIELD VALUATION ADVISORY SERVICES NATIONAL INVESTOR SURVEY - AUTUMN 1996
---------------------------------------------------------------------------------------------------------------------------
                            CAPITALIZATION RATES            INTERNAL                GROWTH RATES         TYPICAL PROJECTION
                         GOING-IN          TERMINAL      RATE OF RETURN        INCOME          EXPENSES     PERIOD (YEARS)
                    -------------------------------------------------------------------------------------------------------
                       LOW     HIGH      LOW    HIGH      LOW     HIGH      LOW     HIGH     LOW     HIGH     LOW   HIGH
                    =======================================================================================================
---------------------------------------------------------------------------------------------------------------------------
CLASS A - LEASED ASSET                                                     RETAIL MARKET - NEIGHBORHOOD & COMMUNITY CENTERS
---------------------------------------------------------------------------------------------------------------------------
                       9.0%    10.5%     9.5%   10.5%    11.0%    12.5%     3.5%     3.5%    3.5%     3.5%    10.0  10.0
                       9.5%    10.0%    10.0%   10.0%    12.5%    12.5%     3.0%     3.0%    3.0%     3.0%    10.0  10.0
                      10.0%    10.0%    10.5%   10.5%    15.0%    15.0%     4.0%     4.0%    4.0%     4.0%     5.0   7.0
                      10.3%    10.3%    10.8%   10.8%    13.0%    13.0%     2.0%     2.0%    4.0%     4.0%     7.0   7.0
                       9.0%     9.0%    10.0%   10.0%    10.0%    10.0%     0.0%     6.0%    2.0%     5.0%    10.0  10.0
                       9.8%     9.8%    10.3%   10.3%    11.5%    11.5%     3.8%     4.0%    4.0%     4.0%    10.0  10.0
                       9.0%    10.0%     -       -        -        -        3.0%     3.0%    4.0%     4.0%    10.0  10.0
                       9.0%     9.0%     9.5%   10.0%    11.0%    11.0%     3.0%     4.0%    3.0%     4.0%     7.0  10.0
                       8.5%     9.5%     9.5%   11.0%    11.0%    11.0%     3.5%     4.0%    3.5%     4.0%    11.0  11.0

Responses              9        9        8       8        8        8        9        9       9        9        9     9
Average(%)             9.3%     9.8%    10.0%   10.4%    11.9%    12.1%     2.9%     3.7%    3.4%     3.9%     8.9   9.4
---------------------------------------------------------------------------------------------------------------------------
CLASS B - LEASED ASSET
---------------------------------------------------------------------------------------------------------------------------
                      10.8%    10.8%    11.3%   11.3%    14.0%    14.0%     2.0%     2.0%    4.0%     4.0%     7.0   7.0
                      10.0%    10.0%    11.0%   11.0%    12.0%    12.0%     0.0%     6.0%    2.0%     5.0%    10.0  10.0
                       9.0%    10.0%     -       -        -        -        3.0%     3.0%    4.0%     4.0%    10.0  10.0
                       8.5%     9.5%     9.5%   11.0%    11.0%    11.0%     3.5%     4.0%    3.5%     4.0%    11.0  11.0
                       9.5%     9.5%    10.0%   11.0%    12.0%    12.0%     3.0%     4.0%    3.0%     4.0%     7.0  10.0
                       9.5%    10.5%     -       -        -        -        -        -       -        -        -     -

Responses              6        6        4       4        4        4        5        5       5        5        5     5
Average(%)             9.5%    10.0%    10.4%   11.1%    12.3%    12.3%     2.3%     3.8%    3.3%     4.2%     9.0   9.6
---------------------------------------------------------------------------------------------------------------------------
CLASS A - VALUE ADDED
---------------------------------------------------------------------------------------------------------------------------
                      11.0%    11.0%    12.0%   12.0%    13.0%    13.0%     0.0%     6.0%    2.0%     5.0%    10.0  10.0
                      10.0%    11.0%    10.0%   11.0%    16.0%    20.0%     4.0%     4.0%    3.0%     3.0%    10.0  10.0
                       9.0%    10.0%     -       -         -       -        3.0%     3.0%    4.0%     4.0%    10.0  10.0
                       8.5%     9.5%     9.5%   11.0%    11.0%    11.0%     3.5%     4.0%    3.5%     4.0%    11.0  11.0
                       9.5%     9.5%     9.5%   10.0%    13.0%    13.0%     3.0%     4.0%    3.0%     4.0%     7.0  10.0
                       9.0%    10.0%     -       -        -        -        -        -        -       -        -     -
                      11.0%    11.0%     9.5%    9.5%    16.0%    16.0%     3.0%     3.0%    3.0%     3.0%     3.0   3.0

Responses              7        7        5       5        5        5        6        6       6        6        6     6
Average(%)             9.7%    10.3%    10.1%   10.7%    13.8%    14.6%     2.8%     4.0%    3.1%     3.8%     8.5   9.0
---------------------------------------------------------------------------------------------------------------------------
CLASS B - VALUE ADDED
---------------------------------------------------------------------------------------------------------------------------
                      13.0%    13.0%    14.0%   14.0%    14.0%    14.0%     0.0%     6.0%    2.0%     5.0%    10.0  10.0
                      10.0%    11.0%    10.0%   11.0%    16.0%    20.0%     4.0%     4.0%    3.0%     3.0%    10.0  10.0
                       9.0%    10.0%     -       -        -        -        3.0%     3.0%    4.0%     4.0%    10.0  10.0
                       8.5%     9.5%     9.5%   11.0%    11.0%    11.0%     3.5%     4.0%    3.5%     4.0%    11.0  11.0
                      10.0%    10.0%    10.0%   11.0%    14.0%    14.0%     3.0%     4.0%    3.0%     4.0%     7.0  10.0
                      11.0%    11.0%    10.5%   10.5%    16.0%    16.0%     3.0%     3.0%    3.0%     3.0%     3.0   3.0

Responses              6        6        5       5        5        5        6        6       6        6        6     6
Average(%)            10.3%    10.8%    10.8%   11.5%    14.2%    15.0%     2.8%     4.0%    3.1%     3.8%     8.5   9.0

Total Responses       28       28       22      22       22       22       26       26      26       26       26    26
Weighted Average(%)    9.7%    10.2%   10.3%    10.9%    13.0%    13.5%     2.7%    3.9%     3.2%     4.0%     8.7   9.3

            "Leased Asset" refers to predominantly "passive" investments involving substantially leased Properties

            "Value Added" denotes properties which require more active management due to leasing issues and/or additional capital investment for physical issues

12  REAL ESTATE OUTLOOK
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

---------------------------------------------------------------------------------------------------------------------------
                  CUSHMAN & WAKEFIELD VALUATION ADVISORY SERVICES NATIONAL INVESTOR SURVEY - AUTUMN 1996
---------------------------------------------------------------------------------------------------------------------------
                            CAPITALIZATION RATES            INTERNAL                GROWTH RATES         TYPICAL PROJECTION
                         GOING-IN          TERMINAL      RATE OF RETURN        INCOME          EXPENSES     PERIOD (YEARS)
                    -------------------------------------------------------------------------------------------------------
                       LOW     HIGH      LOW    HIGH      LOW     HIGH      LOW     HIGH     LOW     HIGH     LOW   HIGH
                    =======================================================================================================
---------------------------------------------------------------------------------------------------------------------------
CLASS A - LEASED ASSET                                                            RETAIL MARKET - POWER CENTERS & "BIG BOX"
---------------------------------------------------------------------------------------------------------------------------
                       9.0%     9.0%     9.5%    9.5%    11.0%    11.0%     3.0%     3.0%    3.0%     3.0%    10.0  10.0
                      10.0%    10.0%     9.5%    9.5%    15.0%    15.0%     4.0%     4.0%    4.0%     4.0%     5.0  10.0
                      10.5%    10.5%    10.5%   10.5%    11.0%    12.0%     2.0%     2.0%    3.0%     3.0%    10.0  10.0
                       9.5%     9.5%    10.0%   10.0%    11.4%    11.4%     3.8%     3.8%    4.0%     4.0%    10.0  10.0
                       8.5%     9.5%     9.5%   11.0%    11.0%    11.0%     3.5%     4.0%    3.5%     4.0%    11.0  11.0
                       9.5%     9.5%     9.5%   10.0%    11.0%    11.5%     3.0%     3.5%    3.0%     3.5%    10.0  10.0
                       9.3%     9.3%     9.5%   10.0%    10.5%    10.5%     3.0%     4.0%    3.0%     4.0%     7.0  10.0
                       9.0%     9.0%     -       -        -        -        -        -       -        -        -     -
                       9.0%     9.5%     9.5%   10.0%    11.0%    11.0%     4.0%     4.0%    4.0%     4.0%    10.0  10.0

Responses              9        9        8       8        8        8        8        8       8        8        8     8
Average(%)             9.4%     9.5%     9.7%   10.1%    11.5%    11.7%     3.3%     3.5%    3.4%     3.7%     9.1  10.1
---------------------------------------------------------------------------------------------------------------------------
CLASS B - LEASED ASSET
---------------------------------------------------------------------------------------------------------------------------
                      10.8%    10.8%    10.8%   10.8%    11.0%    12.0%     2.0%     3.0%    3.0%     3.0%    10.0  10.0
                       8.5%     9.5%     9.5%   11.0%    11.0%    11.0%     3.5%     4.0%    3.5%     4.0%    11.0  11.0
                      10.0%    10.0%    10.0%   10.0%    11.0%    11.0%     3.0%     4.0%    3.0%     4.0%     7.0  10.0

Responses              3        3        3       3        3        3        3        3       3        3        3     3
Average(%)             9.8%    10.1%    10.1%   10.6%    11.0%    11.3%     2.8%     3.7%    3.2%     3.7%     9.3  10.3
---------------------------------------------------------------------------------------------------------------------------
CLASS A - VALUE ADDED
---------------------------------------------------------------------------------------------------------------------------
                      10.8%    10.8%    10.8%   10.8%    12.0%    12.0%     2.0%     2.0%    3.0%     3.0%    10.0  10.0
                       8.5%     9.5%     9.5%   11.0%    11.0%    11.0%     3.5%     4.0%    3.5%     4.0%    11.0  11.0
                       9.5%     9.5%    10.0%   10.0%    13.0%    13.0%     3.0%     4.0%    3.0%     4.0%     7.0  10.0

Responses              3        3        3       3        3        3        3        3       3        3        3     3
Average (%)            9.6%     9.9%    10.1%   10.6%    12.0%    12.0%     2.8%     3.3%    3.2%     3.7%     9.3  10.3
---------------------------------------------------------------------------------------------------------------------------
CLASS B - VALUE ADDED
---------------------------------------------------------------------------------------------------------------------------
                      11.0%    11.0%    10.8%   10.8%    12.0%    12.0%     2.0%     2.0%    3.0%     3.0%    10.0  10.0
                       8.5%     9.5%     9.5%   11.0%    11.0%    11.0%     3.5%     4.0%    3.5%     4.0%    11.0  11.0
                       -        -        -       -       15.0%    15.0%     3.0%     4.0%    3.0%     4.0%     7.0  10.0

Responses              2        2        2       2        3        3        3        3       3        3        3     3
Average(%)             9.8%    10.3%    10.1%   10.9%    12.7%    12.7%     2.8%     3.3%    3.2%     3.7%     9.3  10.3

Total Responses       17       17       16      16       17       17       17       17      17       17       17    17
Weighted Average(%)    9.6%     9.1%   10.0%    10.5%    11.8%    11.9%     2.9%    3.5%     3.2%     3.7%     9.3  10.3

            "Leased Asset" refers to predominantly "passive" investments involving substantially leased Properties

            "Value Added" denotes properties which require more active management due to leasing issues and/or additional capital investment for physical issues


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                           =========================
                           APPRAISERS QUALIFICATIONS
                           =========================


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                  QUALIFICATIONS
================================================================================

                                                             Sean Michael Crosby

Professional Affiliation

      Candidate for MAI designation - Appraisal Institute
      Certified General Real Estate Appraiser - State of California, Office of Real Estate
      Appraisers Number AG009283

Real Estate Experience

      Associate Director - Valuation Advisory Services, Cushman & Wakefield of California, Inc., Orange County Office. Division of full-service real estate organization, specializing in appraisal and consultation. (February 1992 to present)

      Appraiser - George Elkins Company, Mortgage Banking Division of a full-service real estate organization specializing in the field of real estate. (January 1989 through February 1992)

      Experience includes appraisal of the following types of properties:

      Office Buildings                         Leasehold/Leased Fee Interest
      Shopping Centers                         Service Stations
      Industrial Facilities                    Mini-Storage Facilities
      Vacant Land                              Mobile Home Parks
      Apartment Buildings                      Residential Subdivisions
      Automobile Dealerships                   Mixed Use Properties
                                               Regional Malls

Education

      Bachelor of Arts (Economics), 1989
      University of California, Los Angeles, CA

      Real Estate Courses:

      Principles of Real Estate Appraisal
      Real Estate Principles
      Standards of Professional Practice
      Basic Valuation and Procedures
      Basic Capitalization Theory & Techniques
      Advanced Capitalization Theory & Techniques
      Advanced Applications
      Report Writing & Valuation Analysis


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                  QUALIFICATIONS
================================================================================

                                                             Robert W. Bell, MAI

Professional Affiliations:

      Member of the Appraisal Institute since 1986 (MAI Designation No.7408) Certified General Appraiser - State of California (No. AG001951) Certified General Appraiser - State of Nevada (No. 02164)
      Appraisal Institute Chapter Admissions Committee Member (1989 - Present)

Real Estate Experience:

      Director - Valuation Advisory Services, Cushman & Wakefield of California, Inc. Division of a full-service real estate organization, specializing in valuation and analysis. Operating Manager for the Southern
      California/Arizona offices. (1993 - Present)

      Vice President - CB Commercial Appraisal Services, Newport Beach, California. (1981-1993)

      Real Estate Analyst - Daon Corporation, Newport Beach, California. (1980 -
      1981)

      Real Estate Appraiser - Lea Associates, Inc., Los Angeles, California. (1978 - 1980)

      Experience includes valuation, analysis and consulting assignments on the following types of properties:

         Age-Restricted Housing               Mixed-Use Complexes
         Agricultural Land                    Mobile Home Parks
         Apartments                           Movie Theatres
         Automobile Dealerships               Oil-Producing Land
         Biotechnology Research Labs          Office Buildings
         Condominiums                         Outlet Malls
         Design Studios                       Protected Species Habitat Land
         Discount/Department Stores           Raw Acreage
         Easements                            Regional Malls
         Golf Courses                         SRO Hotel/Apartments
         Hotels                               Shopping Centers
         Income-Restricted Housing            Special Purpose
         Leasehold/Leased Fee Interests       Subdivisions
         Marina Facilities                    Truck Terminals
         Masterplanned Communities            TV Production Facilities
         Mini-Warehouses                      Vacant Land


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                  QUALIFICATIONS
================================================================================

                                                             Robert W. Bell, MAI

Education

      Bachelor of Arts (Economics and Business), 1978
      Westmont College, Santa Barbara, California

      Master of Business Administration (Finance), 1981
      University of Southern California, Los Angeles, California

      All required coursework for the MAI designation (1982 - 1985)

      Additional coursework and continuing education classes (1984- Present), currently certified under the Appraisal Institute's voluntary program of continuing education for its designated members.

Expert Testimony

      Qualified expert witness, Orange and Los Angeles County Superior Courts Qualified expert witness, Federal Bankruptcy Court
      Qualified expert witness, Orange & Los Angeles County Assessment Appeals Boards
      Qualified expert witness, Orange County Arbitration Board
      Qualified expert witness, various cities, Rent Control Boards

Real Estate Speeches

      "The Orange County Office Market" - Southern California Chapter, AIREA

      Guest lecturer - California State University, Fullerton - Real Estate Fraternity

      Guest lecturer - University of California, Irvine - Real Estate Investment Class

      "Appraising Suburban Multi-Family Land" - Southern California Chapter, Appraisal Institute


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================

COMPLETE APPRAISAL OF REAL PROPERTY

New Hope Commons
N/W/C U.S. 501-15 and
Interstate 40
City of Durham
Durham County, North Carolina

================================================================================

IN A SUMMARY REPORT

As of July 1997

Master Realty Inc.
Managing Member of Community Centers I, LLC
1180 Avenue of the Americas
18th Floor
New York, New York 10036-8401

Lehman Brothers, Inc.
3 World Financial
20th Floor
New York, New York 10285

Cushman & Wakefield, Inc.
Valuation Advisory Services
51 West 52nd Street, 9th Floor
New York, NY 10019

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                        Improving your place
                                                            in the world.

Cushman & Wakefield, Inc.
51 West 52nd Street, 9th Floor
New York, NY 10019
(212) 841-7500

July 23, 1997

Mr. Brian Summers
Vice President
Master Realty Inc.
Managing Member of Community Centers I, LLC
1180 Avenue of the Americas
18th Floor
New York, New York 10036-8401

Mr. Thomas Burke
Vice President
Lehman Brothers, Inc.
3 World Financial Center
20th Floor
New York, New York 10285

Re:   New Hope Commons
      N/W/C U.S. 501-15 and
      Interstate 40
      City of Durham
      Durham County, North Carolina

Gentlemen:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield, Inc. is pleased to transmit our report estimating the market value of the leased fee estate in the above referenced real property.

      As specified in the Letter of Engagement, the value opinion reported herein is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report. This is a complete appraisal prepared in accordance with the Uniform Standards of Professional Appraisal Practice. The results of the appraisal are being conveyed in a Summary Report according to our agreement. The accompanying report summarizes the pertinent data, analysis and conclusions secured in our investigation, rather than provide a self- contained narrative within the report. It is noted that this report incorporates by reference our previous Complete Appraisal prepared in a Self-Contained report format with a date of value of January 30, 1996.

      This report was prepared for Master Realty Inc., Managing Member of Community Centers, I, LLC and Lehman Brothers, Inc. (Client) and it is intended only for the specified use of the Client. The property was inspected by and the report prepared by Richard W. Latella, MAI.

Cushman & Wakefield, Inc.

Mr. Brian Summers
July 23, 1997
Page 2

      As a result of our total analysis, we have formed an opinion that the market value of the leased fee estate in the subject property, as of July 11, 1997, the date of inspection, was:

                FORTY THREE MILLION FIVE HUNDRED THOUSAND DOLLARS
                                  $43,500,000

      This letter is invalid as an opinion of value if detached from the report, which contains the text, exhibits and an Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD, INC.

/s/ Richard W. Latella

Richard W. Latella, MAI
Senior Director
Retail Valuation Group
North Carolina Temporary Practice Permit #869

RWL: emf

                               [GRAPHIC OMITTED]

                              Overview of Facility

                               [GRAPHIC OMITTED]

                              Overview of Facility

                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS

Property Name:                     New Hope Commons

Location:                          The subject property is located at the
                                   northwest quadrant of U.S. Highway 501-15 and Interstate 40, City of Durham, Durham County,
                                   North Carolina.

Date of Inspection:                July 11, 1997

Ownership:                         Community Centers I, LLC

Total Land Area:
      Net Area (Owned):            39.522 +/- acres

Zoning:                            Shopping Center District

Improvements
      Type: Single-level power center constructed of concrete block with masonry exterior and flat roof.

Total Building Area:               467,137 +/- square feet (including non-owned
                                   pad site)

Owned Building Area:               408,292 +/- square feet

Gross Leasable Area (Allocation):

                                   ---------------------------------------------
                                   Wal-Mart                        149,929+/-SF
                                   ---------------------------------------------
                                   Uptons*                          58,845+/-SF
                                   ---------------------------------------------
                                   Best Buy                         45,000+/-SF
                                   ---------------------------------------------
                                   Linens N' Things                 31,999+/-SF
                                   ---------------------------------------------
                                   Marshalls                        31,134+/-SF
                                   ---------------------------------------------
                                   Barnes & Noble                   25,200+/-SF
                                   ---------------------------------------------
                                   OfficeMax                        23,248+/-SF
                                   ---------------------------------------------
                                   Michaels                         19,064+/-SF
                                   ---------------------------------------------
                                   Old Navy Clothing                17,512+/-SF
                                   ---------------------------------------------
                                   In-Line Shops                    66,029+/-SF
                                   =============================================
                                   Total GLA                       467,137+/-SF
                                   =============================================
                                   Total Owned GLA                 408,292+/-SF
                                   =============================================
                                   * Pad Sale (not included in owned GLA
                                   ---------------------------------------------

Year Built:                        Completed in Fourth Quarter 1995

Condition:                         New/Excellent

Land-to-Building Ratio:            4.2:1 (owned)

Site Coverage:                     23.7% (owned)

Parking Spaces Provided:           2,132 stalls are provided (4.6 cars per
                                   1,000 square feet of total building area)

                                        Summary of Salient Facts and Conclusions
================================================================================

Highest and Best Use
        If Vacant:                 Commercial/retail utilization built to its
                                   maximum feasible FAR.

        As Improved:               Continued retail use as a power/community
                                   center.

Operating Data and Forecasts
        Current Occupancy:                    100%

        Operating Expenses                    Annual Amount        Unit Rate*
                                              -------------        ----------
               1996 Actual:                   $1,024,319           $2.51
               1997 Budget (Owners):          $1,084,627           $2.66
               1997 C&W Forecast:             $1,060,970           $2.60
               (Fiscal Basis)

*       Per square foot of owned GLA

================
Value Indicators
================

        Cost Approach:                        N/A

        Sales Comparison Approach:            $43,000,000 to $44,000,000
        Income Approach
               Direct Capitalization:         $44,000,000
               Discounted Cash Flow:          $43,200,000

Investment Assumptions
        Holding Period:                       10 years
        Income Growth Rate:                   +3.0%
        Expense Growth Rate:                  +3.0 %
        Sales Growth Rate:                    +3.0%
        Tenant Improvements-
               New Tenants:                   $5.00/SF
               Renewing Tenants:              None
        Commissions
               New Tenants:                   $2.00/SF
               Renewing Tenants:              $1.00/SF
        Vacancy Between Tenants:              6 months
        Renewal Probability:                  70%
        Terminal Capitalization Rate:         10.0%
        Cost of Sale at Reversion:            2.0%
        Discount Rate:                        10.75%

Value Conclusion                              $43,500,000

                                        Summary of Salient Facts and Conclusions
================================================================================

Resulting Indicators
        Unit Rate:                            $106.54/SF of owned GLA
        Net Income (FY 1998):                 $4,275,703
        Implicit Overall Capitalization Rate: 9.83%
Exposure Time Implicit
        In Market Value Conclusion:           Not to exceed 12 months

Special Risk Factors:

      In the course of preparing our original appraisal in January 1996, we were provided with a Phase I Environmental Site Assessment prepared by Professional Service Industries, Inc., dated January 7, 1994. In addition, a review of the report was conducted by ALTA Consulting Corp. A copy of their letter is contained in the Addenda of our original appraisal. Based on our review of these documents, it is evident that groundwater contamination does exist at the subject property. The documents did not reach any final conclusion regarding the exact course of action to take. However, we assume that this issue has been mitigated to a point where it will not effect operations of the subject property and will have no impact on the value of the subject property. Anything contrary to this conclusion may alter the value conclusion within this report.

Special Assumptions:
      1. Throughout the analysis we have relied on information provided by ownership and management which we assume to be accurate. This information was provided in the form of a rent roll, budgets, sales reports and other property specific information. We were also provided with a Pro-Ject diskette for the property which ownership has portrayed as containing the actual lease terms. It is noted that we audited actual lease documents for several of the major tenants during the course of our initial Complete Appraisal in January 1996. Based upon the current information provided, minor discrepancies were noted which we have reconciled to our satisfaction.

      2. We have made a visual inspection of building improvements and local environs in the process of this analysis. Our comments are limited to those items which were readily observable and apparent to such an inspection. Comments regarding the structural integrity of improvements are beyond the scope of our engagement and are best made by a professional engineer.

      3. Our cash flow analysis and valuation has recognized that all signed, as well as any pending leases with a high probability of being consummated are implemented according to the terms presented to us by management. To the extent such leases exist, they are identified within the body of this report.

      4. The forecasts of income and expenses contained herein are not predictions of the future. Rather, these projections are our best estimates of current market thinking on future income, expenses, growth rates, and demand. No warranty or representation is made with regard to materialization of these forecasts.

      5. Please refer to the complete list of assumptions and limiting conditions included: at the. end of this report. We believe, based on the assumptions employed in our cash flow analysis and based on our selection of investment parameters for the subject, the value conclusion represents a market price achievable within one year's exposure time on the open market.

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                               [GRAPHIC OMITTED]

           View of eastern portion of the center showing Uptons store.


                               [GRAPHIC OMITTED]

      View of center portion of the center showing Michaels and Marshalls.

                                                 Photographs of Subject Property
================================================================================

                               [GRAPHIC OMITTED]

            View of western portion of the center showing Wal-Mart.

                               [GRAPHIC OMITTED]

                        Front elevation looking northeast

                                                 Photographs of Subject Property
================================================================================

                               [GRAPHIC OMITTED]

                  View of the Office Max and Best Buy Building.

                               [GRAPHIC OMITTED]

      View of detached building showing units 120-125 and Barnes & Noble.

                                                               TABLE OF CONTENTS
================================================================================

                                                                           Page

INTRODUCTION ...............................................................  1
    Property Ownership and Recent History ..................................  1
    Purpose and Intended Use of the Appraisal ..............................  1
    Extent of the Appraisal Process ........................................  1
    Date of Value and Property Inspection ..................................  2
    Property Rights Appraised ..............................................  2
    Definitions of Value, Interest Appraised, and Other Pertinent Terms ....  2
    Legal Description ......................................................  4

REGIONAL ANALYSIS ..........................................................  5

NEIGHBORHOOD DESCRIPTION ................................................... 12

RETAIL MARKET ANALYSIS ..................................................... 14

PROPERTY DESCRIPTION ....................................................... 30
    Site Description ....................................................... 30
    Improvements Description ............................................... 32
    Site Improvements ...................................................... 34

REAL PROPERTY TAXES AND ASSESSMENTS ........................................ 36

ZONING ..................................................................... 37

HIGHEST AND BEST USE ....................................................... 38
    As Vacant .............................................................. 38
    As Improved ............................................................ 38

VALUATION PROCESS .......................................................... 39

SALES COMPARISON APPROACH .................................................. 40

INCOME APPROACH ............................................................ 46

RECONCILIATION AND FINAL VALUE ESTIMATE .................................... 68

ASSUMPTIONS AND LIMITING CONDITIONS ........................................ 70

CERTIFICATION OF APPRAISAL ................................................. 72

ADDENDA .................................................................... 73

                                                                    INTRODUCTION
================================================================================

Property Ownership and Recent History

      Title to the subject property is currently vested with Community Centers I, LLC, a joint venture between Developers Diversified Realty Corporation (DDR) and DRA Advisors, Inc. (DRA). The subject was acquired as part of the former Homart Community Center Division for a total purchase price of approximately $500.0 million from General Growth Properties, Inc. The date of transfer was November 17, 1995.

      A history of the project shows that the 86+/- acre site was originally acquired by Homart Community Centers, Inc. for a recorded consideration of $7,025,000. Subsequent to the sale, Homart developed the subject center to its present configuration with the project opening in the Fall of 1995. It is currently 100 percent occupied. Prior to its opening, Homart had sold one 6.0 acre pad site to Uptons for $3,250,000 which is now classified as a non-owned site and store situated in an interior location within the subject shopping center. The appraisers were also informed that in January 1996 Developers Diversified Realty Corporation transferred approximately 20 acres of unusable wetlands area to the City of Durham to serve as a greenbelt area. The net area owned is 39.522 acres, inclusive of a small (.776 acre) strip of land on the south side of New Hope Commons Drive.

Purpose and Intended Use of the Appraisal

      The purpose of this appraisal is to estimate the market value of the leased fee estate in the subject property. The function of this appraisal is to provide an independent valuation and analysis of the property and to assist the client in evaluating the asset for underwriting purposes in connection with a proposed financing.

Extent of the Appraisal Process

      In the process of preparing this appraisal, we:

      o Inspected the exterior of the building, site improvements, and a representative sample of tenant spaces.

      o Interviewed representatives of ownership and the property management company.

      o Reviewed leasing policy, concessions, tenant build-out allowances and history of recent rental rates and occupancy.

      o Reviewed a 1997 budget of income and expense as well as actual 1996 operating data.

      o Conducted market research of occupancy rates, asking rents, concessions and operating expenses at competing properties.

      o Conducted market inquiries into recent sales of similar retail centers to ascertain sales price per square foot, effective gross income multipliers and capitalization rates. This process involved telephone interviews with sellers, buyers and/or participating brokers.

      o Reviewed trade area specific data for the property as prepared by Equifax National Decision Systems.

================================================================================


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                                                                    Introduction
================================================================================

      o In the course of this assignment we did not review actual lease documents. We were provided with a Pro-Ject model prepared as of July 1997, a current rent roll and other tenant specific data.

      o Estimated market rental rates, absorption, and stabilized income and expenses for the subject based on available market data and the current market thinking relative to growth in market rents and market absorption.

      o Developed a value estimate of the center through direct sales comparison.

      o Prepared a detailed discounted cash flow (DCF) analysis using Pro-Ject +plus software for the purpose of discounting the forecasted net income stream to a present value of the leased fee estate for the center.

      o Prepared a forecast of income and expenses in connection with preparing an estimate of stabilized net income for direct capitalization purposes.

      o Reconciled the value indications and concluded a final value estimate for the subject in its "as is" condition.

      o For this assignment, a Complete Appraisal of the subject property was performed with the results conveyed in this summary report. A Complete Appraisal involves an estimate of market value without any departure from the Uniform Standards of Professional Appraisal Practice maintained by the Appraisal Foundation. A summary appraisal report format provides a summary of the data, analyses, and conclusions rather than presenting a self-contained narrative within the report. Other pertinent data is retained in our files. This report also incorporates our previous Complete Appraisal prepared in a self-contained report format with a date of value of January 30, 1996 by reference.

Date of Value and Property Inspection

      The property has been valued as of July 11,1997. On that date, Richard W. Latella, MAI inspected the property and its environs.

Property Rights Appraised
      Leased fee estate.


Definitions of Value, Interest Appraised, and Other Pertinent Terms

      The definition of market value taken from the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, is as follows:

      The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

      1.    Buyer and seller are typically motivated;

================================================================================


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                                                                    Introduction
================================================================================

      2. Both parties are well informed or well advised, and acting in what they consider their own best interests;

      3.    A reasonable time is allowed for exposure in the open market;

      4. Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

      5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

      Exposure Time

      Under Paragraph 3 of the Definition of Market Value, the value estimate presumes that "A reasonable time is allowed for exposure in the open market". Exposure time is defined as the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at the market value on the effective date of the appraisal. Exposure time is presumed to precede the effective date of the appraisal.

      The following definitions of pertinent terms are taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute.

      Fee Simple Estate

      Absolute ownership unencumbered by any other interest or estate, subject to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat.

      Leased Fee Estate

      An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease.

      Market Rent

      The rental income that a property would most probably command on the open market, indicated by the current rents paid and asked for comparable space as of the date of appraisal.

      Cash Equivalent

      A price expressed in terms of cash, as distinguished from a price expressed totally or partly in terms of the face amounts of notes or other securities that cannot be sold at their face amounts.

      These definitions have been taken into account when arriving at the estimate of market value reported in this appraisal assignment.

================================================================================


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                                                     ---------------------------

                                                                    Introduction
================================================================================

Legal Description

      A complete legal description of the property is provided within the body of the ALTA Title Policy dated September 20, 1995 which was provided in our original appraisal, as well as on the survey update prepared by Phillip Post and Associates dated May 7, 1997. The property can generally be described as "New Hope Commons", Plat Book 133 Page 180 in the Durham County Registry.

================================================================================


                                       -4-
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                                                             WAKEFIELD(R)
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                                                     ---------------------------

                               [GRAPHIC OMITTED]

                  Map indicating location of New Hope Commons

                                                               REGIONAL ANALYSIS
================================================================================

General

      The subject property is located in the Raleigh-Durham metropolitan area at the southeast quadrant of U.S. Route 501-15 and Interstate 40. The Metropolitan Statistical Area (MSA) consists of four counties, including Durham, Wake, Franklin, and Orange. The area is known as the Research Triangle and contains the cities of Raleigh, Durham, Chapel Hill, Gary and several smaller unincorporated communities. It is the second largest metropolitan area in North Carolina, after Charlotte.

      Raleigh is the state capital and largest of the three cities comprising the Triangle area. Durham forms the apex to the Research Triangle and is the second largest city in the area. This is a central east coast location approximately 390 miles northeast of Atlanta and 250 miles south of Washington D.C. The Triangle is unified by the Research Triangle Park, a planned research and development community, and the Raleigh-Durham International Airport.

Background/History

      Research Triangle Park is the largest planned research and development-oriented industrial park in the United States. It was founded in 1958 as a cooperative effort between Duke University, the University of North Carolina, and North Carolina State, and has blossomed into a 6,800+/- acre development with over 9+/- million square feet of space housing high-technology industries.

      Creation of the Park has had a tremendous impact on regional growth patterns. It now employs over 35,000 people with an annual payroll of approximately $2 billion. Among the most prestigious of the park's 60 research-oriented firms are IBM, Burrows and Northern Telecom. Over 75 percent of the Park lies within Durham County with the balance in Wake. It is approximately 50 percent built out with 2,600+/- acres currently for sale or development.

      The I-40/Research Triangle Park submarket contains 3.4 million square feet of multi tenant conventional office space. Approximately 9 percent of the space was available in the fourth quarter of 1996.

Transportation

      The Raleigh-Durham area is well served by state routes and interstate highways. Interstate 40 runs northwest-southeast connecting the Raleigh area and beltway with Chapel Hill and Durham to the northwest. State Highway 70 runs parallel to 40 on the north side of Triangle Research Park and the RDU Airport. Interstate 40 provides access to areas west of Raleigh-Durham and Winston-Salem and runs south of the Raleigh-Durham Airport. Transportation improvements underway include the new I-540 Outer Loop which is being designed to eventually encircle the city. The first phase will extend from I-40 to Glenwood Avenue. The project is being funded with a $950 million statewide bond.

================================================================================


                                       -5-
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

                                                               Regional Analysis
================================================================================

      The Raleigh-Durham (RDU) International Airport is the second largest strip in North Carolina, ranking second in number of passengers served and air cargo tons shipped. The airport handled 6.4 million passengers in 1996, an 8 percent increase over 1995. It is served by five major passenger airlines and four commuter lines with over 450 daily flights. As one of the nation's top 30 airports, it provides nearly 4,000 jobs and contributes an estimated $1 billion per year to the local economy.

      Rail freight service is provided locally by the Norfolk Southern Railway, passenger service via AMTRAK. Both Greyhound and Trailways provide bus service to the Raleigh-Durham area. Intercity bus service can be found throughout the triangle region.

Population

      Population growth within the Raleigh-Durham region has been substantial over the past several years. Statistics provided by Equifax National Decision Systems (ENDS) are presented in the following chart.

================================================================================================================
                                             Population Trends
================================================================================================================
                                                                                 Compound     Projected Compound
                                                                   Projected   Annual Change     Annual Change
        Area                 1980         1990         1997          2002        1980-1997          1997-2002
================================================================================================================
Raleigh-Durham               665,236      855,545    1,036,154     1,165,187       +2.64%             +2.37%
-----------------------------------------------------------------------------------------------------------
State of North Carolina    5,881,768    6,628,637    7,382,905     7,871,295       +1.35%             +1.29%
================================================================================================================
Source: Equifax National Decision Systems
================================================================================================================

      As can be seen, population within the Raleigh-Durham area has grown at a compound annual rate of 2.64 percent since 1980. The average growth has greatly exceeded the composite growth for the State of North Carolina and the United States. This growth has primarily been the result of new residents (immigration), making the region one of the nation's fastest growing areas. This contrasts the intra-regional shifts typical of larger metropolitan areas. Through 2002, Raleigh-Durham is projected to experience a moderate slowing of the annual population growth to approximately 2.37 percent per annum.

      Wake County is home to about 50 percent of the regions 1,036,000 people, followed by Durham County which is home to approximately 19 percent, or 195,300.

Households

      Household formation within the region has outpaced population growth rates, a phenomenon consistent with national trends in many areas. Household formation trends have been driven by several factors, including an aging population, young professionals postponing marriage, and rises in divorce rates, all of which lead to single and two person households. The following table tracks household formation for the subject's region.

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Regional Analysis

=========================================================================================================
                                              Household Trends
=========================================================================================================
                                                                           Compound       Proj. Compound
                                                           Projected     Annual Change     Annual Change
        Area                1980      1990       1997        2002         1980-1997         1997-2002
=========================================================================================================
Raleigh-Durham             236,388    334,508    413,531     471,116         +3.34%           +2.64%
State of North Carolina  2,043,292  2,875,026  2,875,170   3,107,619         +2.02%           +1.57%
=========================================================================================================
Source: Equifax National Decision Systems
=========================================================================================================

      As can be seen, the number of households has increased at rates higher than regional population growth. For the Raleigh-Durham area, household formation has increased at an annual rate of 3.34 percent per year since 1980.

      Similar to population growth trends, the rate of household formations has dramatically outpaced state, local and national growth. Growth in households in Raleigh-Durham is expected to be slightly lower at 2.64 percent through the year 2002. Growth is forecasted to be greater than both the state and a nation as a whole.

Income Levels

      The Raleigh-Durham area can be viewed as an upper-middle income market. Average household income for the region in 1997 is currently estimated at $63,670, while median household income is $44,724, and per capita income is $25,801 . A comparison of regional income levels is shown on the following chart.

================================================================================
                                Income Comparison
================================================================================
                                 Average              Median         Per Capita
          Area               Household Income.   Household Income      Income
================================================================================
Raleigh-Durham                    $63,670             $44,724          $25,801
--------------------------------------------------------------------------------
State of North Carolina           $49,749             $33,360          $19,585
================================================================================
Source: Equifax National Decision Systems
================================================================================

      Through the year 2002, the Raleigh-Durham area is expected to see average household income growth to $81,475, equal to a compound annual change of 5.05 percent which is expected to be above inflation, yielding real gains in purchasing power.

Economy

      Raleigh-Durham MSA enjoys a relatively diversified economy which has contributed to its relative stability. No one firm or industry dominates the local economy, although high technology has clearly taken a firm hold. Three major universities, manufacturing, trade and government employment sectors help support that stability. Fortune Magazine recently (1996) ranked Raleigh-Durham as the country's fifth-best metropolitan area in the country, and a recent corporate survey of corporate executives conducted by the Development Consellors International (DCI) showed that North Carolina was the most favored state for business.
================================================================================


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                                                               Regional Analysis
================================================================================

      Some contributing elements to the continued growth of the area's diverse economy include:

      o Research Triangle Park which now encompasses some 6,800+/- acres and employs an estimated 35,000 people. The park contains more than 60 corporations and institutions whose collective payroll is estimated at $2 billion. One of the Triangle's largest proposed mixed-use projects, Brier Creek, recently received approvals from the City of Raleigh. It sits on 1,800 acres west of Raleigh-Durham International Airport between I-40 and Glenwood Avenue. Construction is scheduled to begin this Spring on 150,000 square feet of office and distribution space. The project's plans call for several industrial buildings, retail space and a hotel.

      o Another mixed-use project, Wakefield Plantation, is on the drawing boards for a 2,000 acre site between Capital Boulevard and Falls of the Neuse Road. As currently envisioned, the development would include an office and light industrial component as well as a golf course-residential community.

      o State government is a prominent component of the economy of Wake County. Raleigh being the state capital, government has consistently played a major role in the local market.

      o The three major universities -- Duke University in Durham, University of North Carolina at Chapel Hill, and North Carolina State University in Raleigh -- have a combined enrollment of over 55,000 students. This substantial population is not measured in the traditional demographic statistics. These students add substantially to the purchasing power of the economy. In addition, substantial economic infusions can be tied to the large number of visitors that are attracted to the schools consisting of family and friend visitations, school events, national and regional educational seminars, and sporting events.

      o Increases in the manufacturing base in recent years has separated the area from state and national trends. Several of the more prominent manufacturers include Liggett & Meyers Tobacco Company, Burroughs Wellcome, Mitsubishi, Northern Telecom, Inc., and IBM.

      The following is a list of major employers in the Raleigh-Durham area with 2,500 or more employees.

================================================================================


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                                                               Regional Analysis
================================================================================

================================================================================
                             Largest Area Employers
================================================================================
State of North Carolina                                              20,500
--------------------------------------------------------------------------------
Duke University & Medical Center                                     20,000
--------------------------------------------------------------------------------
International Business Machines (IBM)                                11,000
--------------------------------------------------------------------------------
Carolina Power & Light                                                8,500
--------------------------------------------------------------------------------
University of North Carolina                                          8,120
--------------------------------------------------------------------------------
Wake County Public School System                                      7,000
--------------------------------------------------------------------------------
Nortel                                                                8,300
--------------------------------------------------------------------------------
North Carolina State University                                       5,500
--------------------------------------------------------------------------------
North Carolina Memorial Hospital                                      4,000
--------------------------------------------------------------------------------
Glaxo, Inc.                                                           3,600
--------------------------------------------------------------------------------
American Airlines                                                     3,500
================================================================================
Source: The Research Triangle - News & Observer;
        Metro Market Facts - National Real Estate Index.
================================================================================

      Duke University and Medical Center in Durham is the area's largest private sector employer, with 20,000 employees in six counties. IBM follows with 11,000.

Employment

      The economic strength of the Raleigh-Durham area is fueled by the Research Triangle. Job growth within the area has been strong in recent years, and unemployment rates have declined annually for the last four years. According to the U.S. Department of Labor Statistics, as of March 1997, the Raleigh-Durham area had a total labor force of 586,600 persons. As of that date, approximately 574,600 people were employed indicating an unemployment rate of 1.9 percent indicating one of the country's lowest unemployment rates. This compares with North Carolina's rate of 3.5 percent. The table below shows the distribution of the workforce since 1986.

================================================================================
                          Raleigh-Durham Area Workforce
                         (In Thousands, Annual Averages)
================================================================================
                                                       Unemployment Rate (%)
--------------------------------------------------------------------------------
  Year       Workforce   Employed   Unemployed    Raleigh-Durham    N. Carolina
================================================================================
Mar.1997      585.6       574.6        11.0             1.9              3.5
--------------------------------------------------------------------------------
  1994        544.4       527.1        17.3             3.2              4.5
--------------------------------------------------------------------------------
  1993        458.5       441.4        17.3             3.8              5.1
--------------------------------------------------------------------------------
  1992        449.4       431.8        17.6             3.9              5.9
--------------------------------------------------------------------------------
  1991        428.9       413.5        15.4             3.6              5.8
--------------------------------------------------------------------------------
  1990        420.3       410.0        10.3             2.5              4.1
--------------------------------------------------------------------------------
  1989        420.2       410.0        10.2             2.4              3.5
--------------------------------------------------------------------------------
  1988        399.3       389.1        10.2             2.6              3.6
--------------------------------------------------------------------------------
  1987        395.6       383.6        12.0             3.0              4.5
--------------------------------------------------------------------------------
  1986        375.7       363.3        12.4             3.3              5.3
================================================================================
Source:U.S. Dept. of Labor, Bureau of Labor Statistics; Employment & Earnings
================================================================================

================================================================================


                                       -9-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               Regional Analysis
================================================================================

      The current distribution of employment in non-agricultural industries is shown below. For comparison purposes, we have shown the change over the past year.

================================================================================
         Employment In Non-Agricultural Establishments, by Place of Work
           Raleigh-Durham Area (In Thousands, Not Seasonally Adjusted)
================================================================================
                                                                          Comp.
              Category                   1997*     1993       1991       Change
================================================================================
   Total Statewide (North Carolina)     3,615.4   3,211.7    3,072.2     +17.7%
--------------------------------------------------------------------------------
Total Non-Agricultural Employment (R-D)   586.4     511.7      472.2     +24.2%
--------------------------------------------------------------------------------
       Construction & Mining               31.9      23.9       22.5     +41.8%
--------------------------------------------------------------------------------
          Manufacturing                    81.9      79.6       76.7     + 6.8%
--------------------------------------------------------------------------------
       Trans. & Public Utilities           26.1      24.0       23.5     +11.0%
--------------------------------------------------------------------------------
      Wholesale & Retail Trade            121.9     105.3       98.1     +24.2%
--------------------------------------------------------------------------------
   Finance, Insurance, Real Estate         27.8      24.5       24.0     +15.8%
--------------------------------------------------------------------------------
            Services                      175.0     142.4      123.9     +41.2%
--------------------------------------------------------------------------------
           Government                     121.8     112.0      103.5     +17.7%
================================================================================
* As of March
================================================================================
Source: U.S. Department of Labor, Bureau of Labor Statistics;
        Employment & Earnings
================================================================================

      The employment figures through March 1997 show 14.0 percent of total non-agricultural employment is in manufacturing of durable and non-durable goods while 86 percent are employed in non-manufacturing employment. Of the non-agricultrual employment, the government sector accounts for 21 percent and services account for 30 percent. Wholesale and retail trade accounts for 21 percent. These figures further support the diversity of Raleigh-Durham's economic base.

      Significant new development continues to occur in the region. Some of the larger projects are discussed below.

      o Cisco Systems recently completed a third 80,000 square foot building, adding to their employment ranks. They plan a fourth, 120,000 square foot building in June 1998.

      o The region has a very large number of biotech and pharmaceutical companies. The North Carolina Biotechnology Center predicts that the state's biotech payrolls will grow from 15,000 to 100,000 during the next 20 years. Biogen Inc. and Corning Bio will open a total of 200,000 square feet of additional space during 1997.

      o Winn Dixie is building a regional headquarters and distribution in Clayton. The four building complex is expected to eventually contain more than 1.0 million square feet.

      o Blue Cross/Blue Shield is building a 220,000 square foot customer service center in Durham and Federal Express plans a new 100,000 square foot sorting facility on Atlantic Avenue in Raleigh. John Deere is building a 250,000 square foot plant on 60 acres off NC-55. AT&T, GTE, and MCI hired approximately 2,100 residents in 1996 and expect to hire more in 1997. MCI alone expects to add 1,000 workers over the next several years.

================================================================================


                                      -10-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               Regional Analysis
================================================================================
Retail Sales

      In an analysis of a retail property, levels of income and purchasing power must be compared with actual retail sales in order to clearly ascertain the dynamics of the market place. The following table summarizes retail sales in the Raleigh-Durham area over the past 10 years.

================================================================================
                              Retail Sales History
================================================================================
                    Raleigh-Durham                       South Atlantic
                      Chapel Hill     North Carolina         Region
================================================================================
     1985             $ 3,973,862       $34,422,973       $238,701,434
--------------------------------------------------------------------------------
     1986             $ 4,251,058       $36,513,521       $253,773,354
--------------------------------------------------------------------------------
     1987             $ 4,291,034       $37,612,644       $272,738,949
--------------------------------------------------------------------------------
     1988             $ 4,795,120       $41,374,913       $295,576,924
--------------------------------------------------------------------------------
     1989             $ 6,161,720       $44,059,284       $306,821,204
--------------------------------------------------------------------------------
     1990             $ 6,093,748       $45,755,966       $325,787,291
--------------------------------------------------------------------------------
     1991             $ 6,216,681       $46,077,984       $328,761,764
--------------------------------------------------------------------------------
     1992             $ 7,703,763       $50,740,976       $357,144,734
--------------------------------------------------------------------------------
     1993             $ 8,523,839       $55,205,958       $388,230,167
--------------------------------------------------------------------------------
     1994             $ 9,231,530       $60,196,014       $418,511,879
--------------------------------------------------------------------------------
     1995             $10,331,943       $65,780,996       $445,367,994
--------------------------------------------------------------------------------
   Compound
 Annual Growth           10.0%              6.7%               6.4%
================================================================================
Source: Survey of Buying Power, Sales & Marketing Management
================================================================================

      According to the data, retail sales within the Raleigh-Durham-Chapel Hill area have grown at a compounded annual rate of 10.0 percent, considerably outpacing both state and regional sales growth.

Conclusion

      The outlook for the Raleigh-Durham MSA is generally positive based upon past performance and projections for future growth. Population growth in the region has outpaced most areas of the United States, a trend which is expected to continue above national figures over the next five years. In addition, gains in average household income and a diversified economy support the relative stability of the area. Overall, employment levels have been growing at rates above state and national averages relatively consistent and the area enjoys a low cost of living. As such, it should continue to be attractive to industry. High technology's commitment to the area and state government's hub of activity in Raleigh are clear bonuses to the entire triangle area.

      Based on our analysis, we believe that it is reasonable to conclude that the area should remain relatively stable over the near term, while its long term prospects are difficult to foresee. On balance, it is our opinion that a continuation of an optimistic attitude about the economy can be supported over the foreseeable future.

================================================================================


                                      -11-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                               [GRAPHIC OMITTED]

                   Map indicating location of New Hope Commons

                                                        NEIGHBORHOOD DESCRIPTION
================================================================================

Overview

      A neighborhood is defined as a grouping of complimentary land uses affected by similar operations of the social, economic, governmental, and environmental forces that influence property value. The area most closely surrounding the subject, whether it contains residential property, or a mixture of commercial and residential properties, is called a neighborhood.

General

      The subject property is situated at the northeast quadrant of U.S. Highway 501-15 and Interstate 40 in the southwest section of the City of Durham. It is just east of the city limits of Chapel Hill. U.S. Highway 501-15 has its own exit off of Interstate 40. Heading east on the highway the subject is on the left and is accessed via a signaled intersection at Mount Moriah Road. The subject's neighborhood can be defined as an east/west corridor along Highway 501-15, extending from Old Ervin Road and Fordam Boulevard (501-15 Bypass) to the west, to Academy Road and Valley Road (Highway 751) on the east. The neighborhood also runs north along Cornwallis Road and south along Route 54.

Access/Linkage

      The subject neighborhood is located in the southwestern sector of Durham, in one of the fastest developing areas in the region. Access to the area is most easily achieved by Interstate 40 (north/south) and U.S. Highway 501-15 (east/west). Interstate 40 also provides good regional access, as does Interstate 85, approximately four miles to the north of the subject.

      The primary traffic carriers include Highway 501-15, Highway 751, and Cornwallis Road. Each of these are four to six lane aerials linking the neighborhood with the majority of Durham. At the time of our inspection, Highway 505-15 was being improved in front of the subject. Highway 501-15 runs east west past the subject and links Durham with the City of Chapel Hill. Highway 751 is located just east of the subject and runs north/south through Durham. Cornwallis Road is accessed off either of the previously mentioned highways and runs from the northwest corner of Durham, through the city and links Durham with the Research Triangle Park.

Surrounding Land Use Patterns

      Predominant land uses in the subject neighborhood consist of a mixture of commercial developments, including retail centers, fast food restaurants, automotive service stations, and various other service-related facilities. Approximately four miles to the northeast of the subject is Duke University. East of the subject, across Garett Road is a large residential neighborhood including both single and multi-family developments. Directly to the north and northeast of the subject is predominantly land in farm use. There are no major developments at the subject intersection, however, to both the east and west along Highway 501-15 are major commercial developments including a new Home Depot approximately 1/4 mile east and the South Square Mall. This 788,600 square foot regional mall was constructed in 1975, and the anchors are J.C. Penny, Dillard's, and Belk-Legget. There has been a substantial amount of peripheral development in the vicinity of the mall. Currently, Blue Cross/Blue Shield is constructing a 220,000 square foot customer service center.

================================================================================


                                      -12-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        Neighborhood Description
================================================================================

      The South Square Mall is surrounded by several retail centers including Oak Creek Village, Westgate Shopping Center, and University Commons. Each of these centers were constructed within the last 10 years and have attempted to feature discount stores selling apparel, office equipment, and home improvement items. The newest development is the Oak Creek Village, located just to the east of the subject. The center totals 116,665 square feet, and includes a TJ Maxx and DSG Sports. It was constructed in 1990, and features 25 stores.

      The largest retail development in Durham is the Northgate Mall, located approximately 7 miles to the north, south of Interstate 85, at Gregson Street. The mall totals 920,000 square feet and was constructed in 1960. Sears and Harris Teeter have been anchors at the mall since its opening, and Hecht's recently constructed a separate 150,000 square foot space adjacent to the mall, with its own parking structure. The mall features a total of 130 tenants.

Summary

      The subject property benefits from its location at an easily accessible intersection in the southwestern quadrant of Durham. From its proximity to Chapel Hill, to its accessibility from all parts of the region, the subject is clearly capable of capturing a substantial amount of retail expenditure potential. Further, the subject is situated in the growth path for Chapel Hill, increasing the future outlook for the neighborhood. The neighborhood has good regional drawing power by virtue of the roadway network serving it. The anticipated trend for the subject neighborhood is for continued growth into the foreseeable future which bodes well for real estate values.

================================================================================


                                      -13-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                         RETAIL MARKET ANALYSIS
================================================================================

Property Profile

      The subject property is anchored by a number of national retail tenants, some of which are unique to the Durham area retail market. These major tenants include Wal-Mart, Marshalls, Uptons, Linens 'N Things, Barnes & Noble, Old Navy, and Best Buy.

      Provided below is a summary of the credit profile of several of these major tenants. Combined, they account for in excess of 81 percent of contractual base rents.

================================================================================
  Anchor Tenants       Parent Company      S&P Rating(1)    % of Base Rents
================================================================================
 Wal-Mart              Wal-Mart            AA               27.4%
--------------------------------------------------------------------------------
 Best Buy              Best Buy            NR               12.5%
--------------------------------------------------------------------------------
 Linens 'N Things      Linens 'N Things    NR                7.4%
--------------------------------------------------------------------------------
 Marshalls             CVS Co.             BBB+              6.4%
--------------------------------------------------------------------------------
 Barnes & Noble        Barnes & Noble      BB                8.0%
--------------------------------------------------------------------------------
 OfficeMax             OfficeMax           NR                5.6%
--------------------------------------------------------------------------------
 Zany Brainy           Zany Brainy         NR                4.4%
--------------------------------------------------------------------------------
 Michaels              Michaels            BB-               4.1%
--------------------------------------------------------------------------------
 Old Navy Clothing     Gap Inc.            CP-A1             4.8%
--------------------------------------------------------------------------------
 Uptons                Uptons              NR                0.7%
--------------------------------------------------------------------------------
                                                            81.3%
================================================================================
(1) Ratings current as of February 1997
================================================================================

Trade Area Analysis

      Overview

      A retail center's trade area contains people who are likely to patronize that particular retail center. These customers are drawn by a given class of goods and services from a particular tenant mix. A center's fundamental drawing power comes from the strength of the major tenants as well as the regional and local tenants which complement and support the anchors. A successful combination of these elements creates a destination for customers seeking a variety of goods and services while enjoying the comfort and convenience of an integrated shopping environment.

      In order to define and analyze the subject's market potential, it is important to first establish the boundaries of the trade area from which the subject draws its customers. In some cases, defining the trade area may be complicated by the existence of other retail facilities on main thoroughfares within trade areas that are not clearly defined or whose trade areas overlap with that of the subject.

      The subject serves a dual purpose in the community. That is to say that it acts as both a convenience center for the residents living in the immediate neighborhood as well as a community/power center by virtue of the larger destination tenants such as Marshalls, Uptons, Barnes & Noble, Old Navy Clothing, and Office Max.

      As such, a clear understanding of the property type is important in order to place the subject in its proper competitive context. The subject meets the definition of both a community center and a power center to some degree. Each can be defined as follows:


                                      -14-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

      o A community center provides a wider range of facilities for the sale of soft lines (wearing apparel for men, women, and children) and hard lines (hardware and appliances). The community center makes a greater variety of merchandise available-in sizes, styles, colors, and prices. It is built around a junior department store, variety store, or discount department store as the major tenant, in addition to a supermarket. It does not have a full-line department store, though it may have a strong specialty store or stores. In theory, its typical size is 150,000 square feet of gross leasable area, but in practice, it may range in size from 100,000 to 450,000 square feet.


      o The power center is a loosely defined term that can generally be characterized as a grouping of retail stores that:

            o     collectively totals at least 250,000 square feet;

            o includes at least one major anchor containing 100,000 square feet or more, that is either a discount department store or warehouse club;

            o includes at least four smaller, category specific anchor tenants of 25,000 square feet or more. These anchor stores will typically have a narrow focus but deep selection in specific merchandise lines such as building supplies/home improvement goods, consumer electronics, off-price apparel, sporting goods, books, personal computer hardware and software, office supplies, toys, pet supplies, deep discount drugs, bulk foods, or tapes and records;

            o should contain a minimum of smaller shop space (10 percent or so of the center's total gross leasable area); and

            o will typically be configured in an open-air strip, "L" or "U" shaped layout.

      We have not been provided with any customer survey reports or shopper zip code lists that would help identify the boundaries of the primary and secondary trade areas. Therefore, we have made certain reasonable assumptions of the extent of this area based upon other physical, demographic, and geographic data available.

      Before the trade area can be defined, it is necessary that we thoroughly review the retail market and the competitive structure of the general marketplace, with consideration given to the subject's position.


                                      -15-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

Retail Structure

      In order to examine the subject property in its proper context, we must examine the nature of the competition. By virtue of the market structure, the subject competes with certain retail establishments throughout the general area. Provided on the following pages are profiles of each of the centers. As will be seen, the subject's primary competition is seen in local community-oriented retail centers with similar tenant mixes. The subject also competes to some degree with existing regional and specialty shopping centers such as the South Square and Northgate Malls. It is noted, however, that the subject is a unique property within this market whereas no existing centers truly present a similar competitive stance to New Hope Commons.


                                      -16-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

Competitive Retail Center No. 1 (Primary)

Name:                                     Oak Creek Village

Location:                                 U.S. 501 and Garrett Road
                                          Durham, North Carolina

Owner/Developer:                          Kimco

Distance from Subject:                    1+/- miles (2+/- min. drive time)

Year Opened/Renovated:                    1985

Total GLA:                                116,665+/- SF

Anchor Tenants:                           T.J. Maxx        23,756+/- SF
                                          DSG Sports       15,976+/- SF
                                                           ------------
                                          Total            39,732+/- SF

In-Line Shop GLA:                         76,933+/- SF

Number of Shops:                          25+/- stores

Land Area:                                15.5+/- acres

Parking/Ratio:                            4.89 spaces per 1,000 SF of GLA

Comments:

      Oak Creek Village is located just east of the subject along the north side of U.S. Highway 501-15. It is an average quality center with 25 tenants built in 1985. The two anchors are T.J. Maxx and DSG Sports. In-Line tenants include more local type operators such as Salem Sleep, Audio Visions, Phil's Shoes, a dry-cleaners, Quali-Cuts, Frame Warehouse, and three restaurants. There are no outparcel tenants. There is currently only one in-line space available, consisting of 1,600+/- square feet. Rents at this center are currently averaging $10-14 per square foot.

      This center is included as a primary competitor due to its proximity to the subject as well as the TJ Maxx which has a similar store format and is a competitor with Marshalls. The subject, however, provides a much broader mix of merchandise and national retail tenants.

================================================================================


                                      -17-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

Competitive Retail Center No. 2 (Primary)

Name:                                  Oxford Commons

Location:                              N/E/C of Roxboro and Oxford Roads
                                       Durham, North Carolina

Owner/Developer:                       Developers Diversified Realty Corp.

Distance from Subject:                 8+/- miles northeast
                                       (15+/- min. drive time)

Year Opened/Renovated:                 1991

Total GLA:                             325,500+/- SF

Anchor Tenants:                        Eckerd                     9,042+/- SF
                                       Wal-Mart                 118,266+/- SF
                                       Lowe's                    80,869+/- SF
                                       Food Lion                 30,690+/- SF
                                       Brendle's Jewelry         40,8000 SF
                                                                -------------
                                             Total              278,867+/- SF

In-Line Shop GLA:                      46,633+/- SF

Number of Shops:                       25+/- stores

Land Area:                             42+/- acres

Parking/Ratio:                         1,931 cars/5.9 per 1,000 square feet

Comments:

      Oxford Commons is located in northern Durham at the intersection of Roxboro and Oxford Roads, north of Interstate 85. It was constructed in 1991, and is anchored by Wal-Mart, Lowe's, Food Lion, and Brendle's Jewelry Showroom. There is a good number of local tenants at this center which is currently 100 percent occupied. Average rents in this center are quoted from $12.00 to $17.00 per square foot. Oxford Commons has good access and is within close proximity to the Northgate Mall. Retail sales are reported at $170 per square foot, exclusive of the majors.

      Besides at the subject, the other Wal-Mart located in Durham or Chapel Hill is at Oxford Commons. The center is the only development in Durham similar in size to the subject. A tenant which is unique to Durham at Oxford is Lowe's. However, the location of a newly developed Home Depot with a mile of the subject, as well as a Michaels at the subject, serves the same purposes to the subject area. The subject, offers a deeper merchandising mix and more convenient access in a less congested area of Durham.

================================================================================


                                      -18-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

Competitive Retail Center No.3 (Secondary)

Name:                                    South Square Mall

Location:                                U.S. Highway 501-15 and
                                         Chapel Hill Boulevard
                                         Durham, North Carolina

Owner/Developer:                         Faison/Southsquare Associates

Distance from Subject:                   3+/- miles east (5+/- in. drive time)

Year Opened/Renovated:                   1975/1985

Total GLA:                               788,600+/- SF

Anchor Tenants:                          Belk-Legget             159,232+/- SF
                                         Dillard's               123,733+/- SF
                                         JC Penney               150,000+/- SF
                                                                 -------------
                                                Total            432,965+/- SF

Mall Shop GLA:                           35,635+/- SF

Number of Mall Shops:                    100+/- stores

Land Area:                               53+/- acres

Parking/Ratio:                           4,481 cars/5.7 per 1,000 square feet

Comments:

      The South Square Mall is the second largest retail center in Durham. It was the first major development in the subject neighborhood, and is credited for the recent growth of commercial uses along Highway 501-15. The center contains a blend of national and local fashion-oriented retailers and complimentary restaurants. JC Penny, Dillard's and Belk-Legget anchor the mall. Mall-shop tenants include B. Dalton, Camelot Music, Benetton, The Gap, Radio Shack, GNC, Thom McAn, Ritz Camara Center, and The Limited.

      Rental rates reportedly average $20.00 to $30.00 per square foot for in-line shops, with tenant finish allowances in the $5.00 to $15.00 per square foot range. Mall shop occupancy is nearly 99 percent, with only one store currently available.

================================================================================


                                      -19-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

Other Competition

      There exists various nodes of retail development throughout the immediate area that also offer varying degrees of competition to the subject. There are a number of strip centers that, because of their major tenants and merchandising, do offer themselves as some competition, albeit limited, to the subject.

      o Westgate Shopping Center - Located to the south of South Square Mall, this community shopping center contains 203,197+/- square feet and is currently anchored by Drug Emporium and Toys 'R Us. Circuit City took the space previously occupied by Home Quarters. The center has ten other tenants including a Burger King and Applebees, both on outparcels. Lease rates reportedly range from $11.00 to $14.00 per square foot. This center benefits from its proximity to the South Square Mall, however, lacks exposure and good access. The subject is a considerably superior center when its quality and mix of tenants is considered.

      o Northgate Mall - This 920,000+/- square foot regional mall is located approximately 7 miles northeast of the subject. It was constructed in 1960, with a new 150,000+/- SF Hecht's Department store pad development which opened in 1993. Other anchors at the mall include Sears (200,000+/- SF), Belk Leggett (104,000+/- SF) and Harris Teeter (35,OOO+/- SF). The 130 mall-shops contain a mix of national and local fashion-oriented retailers and a food court. Occupancy is approximately 97 percent, with in-line leases averaging $18.00 to $25.00 per square foot. Northgate Mall was constructed in 1960, and has had several upgradings over the years, including 1993. Shop sales are reported at $300 per square foot.

      o University Mall & Plaza - This 353,000 square foot enclosed center is anchored by Belk Leggett and Dillards. The single level center was built in 1973 and has approximately 60 mall shops. The center is owned by North Hills Inc. The mall is located about 3 miles south of the subject at the intersection of US 501-15 and Estes Drive. The center is dated and has poor visibility. Occupancy is estimated at 85 percent and sales at $200 per square foot. The agent would not reveal average rent levels but we estimate them to be in the $10.00 to $14.00 per square foot range.

      o The Shoppes at Lakewood - The Shoppes at Lakewood, is a 200,OOO+/- SF community shopping center located on Chapel Hill Boulevard, approximately 2.5 miles north of Highway 501-15, in a residential neighborhood. The center is anchored by Byrd's Foods, Carolina Office Supply, and Carmike Cinemas. In-line stores include True Value Hardware, Tuff Fashions, Beach Bingo, Carolina Rent-A-Center, Piedmont Decorators, and Weaver's Jewelers. The center was constructed in 1987, and remains in good condition. Occupancy is reported to be 97.5 percent with leases ranging from $9.00 to $12.00 per square foot for in-line space. This center is situated to draw the majority of its patrons from the surrounding neighborhood and does not directly compete with the subject.

================================================================================


                                      -20-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

      o Kmart Plaza - This 234,490+/- square foot center was constructed in 1968, and is located at Avondale Road near Interstate 85 and the Northgate Mall. It is approximately 8 miles northeast of the subject and is anchored by Kmart, Winn-Dixie, Phar-Mor, and Carmike Cinemas, with a number of local, in-line tenants, with several small restaurants. Occupancy is reported near 100 percent. The Kmart and other anchor spaces are dated, with areas of deferred maintenance. The condition of the in-line shops is good.

      o The Village - The Village is a 230,000+/- SF community shopping center located east of the subject on North Miami Boulevard, approximately 10 miles from the subject. It is an older center constructed in 1958 and is anchored by Byrd's Foods, Kerr Drugs, and Roses Stores. The in-line tenants consist of smaller, local stores including a record shop, post office, and several restaurants. This is an average quality community center which caters to the local neighborhood patron. Occupancy is reported at 84%, with in-line rents averaging $12 to $14 per square foot.

      New Hope Commons is unique to the Durham area. Primary competition to the subject is seen in Oak Creek Village and South Square Mall due to their proximity, and to some extent the TJ Maxx at Oak Creek Village. Oxford Commons is also classified as primary competition because it is the only other power center in Durham or Chapel Hill, and has the only other Wal-Mart in the area. Secondary competition derives from smaller, mainly neighborhood shopping centers with only one or two competing anchors to the subject (i.e. discount apparel stores). These centers compete to some degree with New Hope Commons but more or less help to balance the mix of retail infill for this quadrant of Durham. Northgate Mall is also considered secondary competition due to its location in north Durham. The existence of the secondary centers is considered a benefit, rather than a hindrance, reinforcing the commercial draw of the Durham market.

New/Proposed Development

      The most significant new retail development in the area is the Gateway at Northpointe located on I-85 at the Guess Road (Exit 175) interchange. According to the Durham Planning Department, the 32.5 acre site is approved for 253,150 square feet of retail development. The owner, Sodi Inc., has announced that Home Depot is signed and under construction (119,020 square feet). The project envisions two restaurant pads, a 55,000 square foot Hannaford supermarket, and other retail of 55,000 square feet. The first phase should be completed by the fall. The second phase is expected to contain retail and about 300 residential units.

      The other most significant new retail development is a new Loews Home Center on Route 501/15, one and one-half miles south of the subject at Sage Road. This building was observed to be under construction and is expected to be completed in August.

================================================================================


                                      -21-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

Trade Area Definition

      In defining boundaries for the subject's primary trade area, several factors have been considered. First, the property's location with respect to transportation provides the basis for regional access to the area. Second, regional competition and geographic boundaries help to define the potential size of the trade area as a measure of distance from the property. Third, the merchandising mix and anchor alignment provide the basic draw of customers that are likely to patronize the property.

      New Hope Commons is located in a developing area of the Durham metropolitan area, situated just west of Chapel Hill. It is located at the intersection of U.S. Highway 501-15 and Interstate 40. These routes provide excellent east-west/north-south access to the property.

      As discussed, the location and accessibility of competing centers has direct bearing on the formation and make-up of the subject's trade area as well. The subject competes most directly with Oxford Commons and South Square Mall, although neither have truly comparable configurations. South Square Mall actually helps provide exposure for the subject, due to the fact the exit for the mall off I-40 is the US 501-15 exit. Secondary competition is seen in other area community centers which are anchored by only one or two competing anchor tenants, namely groceries and off-price or discount retailers.

      Finally, it is important to note that other neighborhood centers, freestanding "category killers", and outlet malls all represent a strong force in the market's competitive environment. Certainly there is a place for both in most retail environments, including the subject region. Collectively, they balance out the retail infill and act as a traffic generator that increases the area's status as a destination retail hub.

      To summarize, the foundation of our analysis in the delineation of the subject's trade area may be summarized as follows:

      1. Highway accessibility, including area traffic patterns, geographical constraints, and nodes of residential development;

      2. The position and nature of the area's retail structure, including the location of destination retail centers and the strength and composition of the retail infill; and

      3. The size, anchor tenancy, and merchandising composition of the subject property's tenants.

      Community and Power Centers tend to have trade areas which extend roughly six miles in any direction and contain approximately 150,000 to 200,000 residents with 60,000 to 70,000 households and income levels in excess of $35,000 per household. As such, it is our opinion that the 5 mile radius surrounding the subject property comprises the primary trade area from which 70 to 80 percent of its sales originate.

================================================================================


                                      -22-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

============================================================================================================
DEMOGRAPHIC STATISTICS
New Hope Commons (Durham, N.C.)
Cushman & Wakefield, Inc.
------------------------------------------------------------------------------------------------------------
                                   3-Mile     5-Mile       10-Mile     Raliegh/      State of      United
                                   Radius     Radius       Radius     Durham MSA  North Carilina States (000)
============================================================================================================
POPULATION STATISTICS
     1980                          21,125       67,967     190,892      665,236      5,881,768     226,546
     1990                          29,946       89,985     230,268      855,545      6,628,637     248,710
     1996                          38,337      104,872     260,170    1,036,154      7,382,905     265,038
     2001                          44,565      119,323     288,164    1,165,187      7,871,295     277,157

Compound Annual Change
     1980  -  1990                   3.55%       2.85%        1.89%       2.55%          1.20%        0.94%
     1990  -  1996                   4.20%       2.58%        2.06%       3.24%          1.81%        1.07%
     1996  -  2001                   3.06%       2.62%        2.06%       2.38%          1.29%        0.90%
------------------------------------------------------------------------------------------------------------
HOUSEHOLD STATISTICS
     1980                           8,263       23,087      70,015      236,386      2,043,292      80,390
     1990                          13,071       34,066      91,994      334,506      2,517,026      91,947
     1996                          16,646       41,288     106,166      413,531      2,875,170     100,131
     2001                          19,395       47,000     117,952      471,116      3,107,619     105,244

Compound Annual Change
     1980  -  1990                   4.69%       3.97%        2.77%       3.53%          2.11%        1.35%
     1990  -  1996                   4.11%       3.26%        2.42%       3.60%          2.24%        1.43%
     1996  -  2001                   3.10%       2.63%        2.13%       2.64%          1.57%        1.00%
------------------------------------------------------------------------------------------------------------
AVERAGE HOUSEHOLD INCOME
     1980                         $27,093      $22,949     $19,245      $19,258        $17,332     $20,307
     1990                         $50,670      $45,304     $37,587      $39,369        $33,242     $38,453
     1996                         $82,069      $74,575     $62,152      $63,670        $49,748     $49,031
     2001                        $102,708      $94,917     $80,587      $81,475        $62,330     $61,543

Compound Annual Change
     1980  -  1990                   6.46%       7.04%        6.92%       7.41%          6.73%        6.59%
     1990  -  1996                   8.37%       8.66%        8.74%       8.34%          6.95%        4.13%
     1996  -  2001                   4.59%       4.94%        5.33%       5.06%          4.61%        4.65%
------------------------------------------------------------------------------------------------------------
PER CAPITA INCOME STATISTICS
     1980                         $10,597       $7,795      $7,058       $6,958         $6,133      $7,298
     1990                         $22,267      $17,746     $15,499      $15,629        $12,885     $14,420
     1996                         $36,305      $30,330     $26,020      $25,801        $19,585     $18,905
     2001                         $45,643      $39,695     $34,305      $33,558        $25,028     $24,240

Compound Annual Change
     1980  -  1990                   7.71%       8.57%        8.18%       8.43%          7.71%        7.05%
     1990  -  1996                   8.49%       9.34%        9.02%       8.71%          8.73%        4.62%
     1996  -  2001                   4.68%       5.53%        5.68%       5.40%          4.17%        5.10%
------------------------------------------------------------------------------------------------------------
SOURCE: Equifax National Decision Systems
============================================================================================================

                                                          Retail Market Analysis
================================================================================

      Given all of the above, a primary trade area for the subject property would likely span an area encompassing about 3 to 5 miles around the center. The subject's secondary trade area might span up to 10 miles from the site due to its unique merchandising which cannot be found in many areas of Durham and Chapel Hill.

      Based on these observations, together with our discussions with ownership, we believe that the primary trade area for the subject would extend outward to a radius of approximately 5+/- miles from the property. To add perspective to this analysis, we have segregated our survey into 3, 5, and 10-mile concentric circles. The report in the Addenda presents this data.

Population

      Once the market has been established, the focus of our analysis centers on the statistical data of the trade area, including population. Equifax National Decision Systems (ENDS) provides historical, current and forecasted population estimates for the trade area. Patterns of development density and migration are reflected in the current levels of population estimates. A detailed profile of the trade area is included in the Addenda of this report.

      Between 1980 and 1997, ENDS reports that the population within the primary trade area increased by 36,905 residents to 104,872, reflecting a 54.3 percent increase or 2.6 percent annual growth. Through 2002, the trade area is expected to continue to increase to 119,323 residents which is equal to an additional
13.8 percent increase or 2.6 percent growth per annum. Expanding to the total trade area (10 miles) the population increases to 260,170.

      Further analysis shows that the fastest growing quadrant of the trade area lies within a 5 mile radius of the site. The largest forecasted growth is located northwest of the subject. This area is projected to see growth between 13 and 20 percent over the next five years.

      Provided on the following page are graphic representations of the population density and change forecasted for the subject's trade area through 2002. Note that the most densely populated areas as well as those communities forecasted to have the most significant growth are found immediately to the northwest, west and southwest of the subject. With limited competition to the west, the subject is expected to focus its marketing efforts on these communities where it stands to benefit from an increased capture rate of retail expenditure potential.

Households

      A household consists of all the people occupying a single housing unit. While individual members of a household purchase goods and services, these purchases actually reflect household needs and decisions. Thus, the household is a critical unit to be considered when reviewing market data and forming conclusions about the trade area as it impacts the retail center.

      National trends indicate that the number of households are increasing at a faster rate than the growth of the population. Several noticeable changes in the way households are being formed have caused the acceleration in this growth, specifically:

================================================================================


                                     -23-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                               [GRAPHIC OMITTED]

                HWY 501 & I-40 DURHAM, NC 3, 5, & 10 MILE RINGS

                               [GRAPHIC OMITTED]

                HWY 501 & I-40 DURHAM, NC 3, 5, & 10 MILE RINGS

                                                          Retail Market Analysis
================================================================================

      o The population is living longer on average. This results in an increase of single and two person households.

      o The divorce rate increased dramatically during the 1980s, again resulting in an increase in single person households.

      o Many individuals have postponed marriage, also resulting in more single person households.

      According to ENDS, the primary trade area added 18,141 households between 1980 and 1997, an increase of 78.6 percent to 41,228 units. Consistent with the national trend, the trade area is experiencing household growth at a rate in excess of population changes, or 3.5 percent per annum. Between 1997 and 2002 the area is expected to continue household formation, but at a slightly slower pace of 2.7 percent per year. The faster household growth relative to population growth is consistent with the data for the Raleigh-Durham area.

      Expanding to the total trade area (10 miles), the number of households increase to nearly 118,000. Correspondingly, a greater number of smaller households with fewer children generally indicates more disposable income. In 1980, there were 2.94 persons per household in the primary trade area and by 1997, it is estimated to have decreased to 2.54. We note that the area within the 3 to 5 mile radius has been, and is expected to continue to be the fastest growing quadrant.

Trade Area Income

      A significant statistic for retailers is the income potential of a trade area's population. Income levels, either on a per capita, per family or household basis, indicate the economic level of the residents of the market area and form an important component of this total analysis. More directly, average household income, when combined with the number of households, is a major determinant of an area's retail sales potential.

      Trade area income figures for the subject support the profile of a middle-upper income market. According to ENDS, average household income within the primary trade area in 1997 is approximately $74,575. Within the closer-in 3-mile radius, the income level is shown to be $82,069.

      A comparison of the trade area's relative ranking is shown on the following chart.

================================================================================
                       Average Household Income Comparison
================================================================================
                            1997            2002             Compound
         Area              Income          Income          Annual Growth
================================================================================
     3 Mile Radius *      $82,069         $102,708             4.6%
--------------------------------------------------------------------------------
     5 Mile Radius *      $74,575         $ 94,917             4.9%
--------------------------------------------------------------------------------
    10 Mile Radius        $62,152         $ 80,587             5.3%
--------------------------------------------------------------------------------
    Raleigh-Durham        $63,670         $ 81,475             5.1%
--------------------------------------------------------------------------------
State of North Carolina   $49,748         $ 62,330             4.6%
================================================================================
*Primary Trade Area
================================================================================
Source: Equifax National Decision Systems
================================================================================
================================================================================


                                      -24-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

      From the above we see that the area is forecasted to experience income growth in excess of long term inflation which is estimated at 3.0 to 3.5 percent, resulting in real income gains. The distribution of income within the primary trade area can be summarized as follows:

================================================================================
                               Household by Income
================================================================================
     Category                                         % of Households
================================================================================
More Than $150,000                                           8.1%
--------------------------------------------------------------------------------
$100,000 - $149,999                                         10.4%
--------------------------------------------------------------------------------
$ 75,000 - $ 99,999                                         11.5%
--------------------------------------------------------------------------------
$ 50,000 - $ 74,999                                         21.4%
--------------------------------------------------------------------------------
$ 35,000 - $ 49,999                                         12.2%
--------------------------------------------------------------------------------
$ 25,000 - $ 34,999                                         10.4%
--------------------------------------------------------------------------------
Less Than $25,000                                           26.0%
================================================================================

      Provided on the following page is a graphic presentation of the average household income distribution throughout the trade area. As can be seen, the subject is situated in the heart of one of the region's most affluent areas. Generally, the lower income areas are found to the northeast. The higher income areas of are to the to west and southeast and tend to surround the subject.

Market Overview

      Through our survey of the Durham retail market, we found four centers within the primary trade area which compete with the subject and four in the secondary trade area. Vacancies in these centers generally ranged under 20 percent. At the time of this valuation there were no vacancies at the subject, although a couple of tenants were in transition.

      Our observations of the subject neighborhood show that the overall vacancy rate is less than 5 percent. The 2 most proximate centers, Oak Creek Village and South Square Mall, each located just east of the subject on Highway 501-15, both have vacancies below 2 percent. In our opinion, due to the high quality of the subject improvements, its desirable location with good access and exposure, and the uniqueness of the development to the Durham area, the vacancy rate should continue to remain below 5 percent for the subject neighborhood.

      As previously discussed, rents at the competing centers for in-line tenants range from $9.00 to $30.00 per square foot. The majority of the rents fall between $14.00 and $18.00 per square foot. Signed in-line rents at the subject property are generally between $15.00 and $19.00 per square foot. The subject rents appear to be at market and at the upper end of the comparable retail centers in the neighborhood.

Subject Sales Productivity

      The subject opened in the fourth quarter 1995. As such, sales history exists for several tenants. Provided on the following page is a summary of reported sales for the subject.

================================================================================


                                      -25-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                [GRAPHIC OMITTED]

                 HWY 501 & 1-40 DURHAM, NC 3, 5, & 10 MILE RINGS

                                                          Retail Market Analysis
================================================================================

================================================================================
                                New Hope Commons
                             1996 Sales Performance
================================================================================
         Tenant                           GLA (SF)        Sales       Sales PSF
================================================================================
Wal-Mart                                  149,929      $35,804,555      $239
Michaels                                   19,064      $ 3,225,740      $169
Marshalls                                  31,134      $ 4,724,625      $152
Shoe Show *                                 2,635      $   277,400      $105
Cosmetic Center                             6,572      $ 1,229,319      $187
Linens N Things *                          31,999      $ 6,405,700      $200
Wire Free Communications                      600      $   178,909      $298
Chesapeake Bagel                            2,400      $   622,368      $259
Omega Sports                                6,968      $   750,956      $108
Old Navy - The Gap                         17,512      $ 7,164,404      $409
Part City *                                 8,000      $ 1,278,400      $160
Shoe Department *                           4,125      $   683,460      $166
Mens Wearhouse                              5,000      $ 1,374,508      $275
Great Clips                                   900      $   156,894      $174
Barnes & Noble                             25,200      $ 5,958,627      $236
Zany Brainy *                              13,010      $ 2,591,280      $199
                                          325,048      $72,427,445      $223
================================================================================
*     Annualized based on 10 or 11 months of actuals
================================================================================


      In the first full year of operation, the subject achieved sales of approximately $72.4 million. This figure is annualized for a few tenants who did not report full year sales. By far, the top producer is Wal-Mart with sales of $35.8 million or $239 per square foot resulting in close to 50 percent of the center's sales. Wal-Mart is open 24 hours per day at New Hope Commons. The most productive store on a unit rate basis is Gap-Old Navy which generated sales of $409 per square foot. Other majors such as Uptons, Best Buy and Office Max do not report sales.

      On an overall basis, the center reported sales of approximately $223 per square foot in 1996. We can compare its performance to industry averages as shown below.

Industry Average Sales

      Sales at the subject property can be analyzed in comparison to industry averages. In our initial appraisal in early 1996 we felt the subject had the potential to perform above regional and even national benchmarks. The following chart presents a comparison of average sales by center category for both power centers and community centers in the U.S.

================================================================================


                                      -26-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

==============================================================================================================
                                         Comparison of Sales and Rent

                                  Power Center and Community Center Tenants
==============================================================================================================
                                    U.S. Median *             U.S. Median *                 U.S. Median **
                                Retail Power Center      Super Community Centers         Community Center
--------------------------------------------------------------------------------------------------------------
                             Sales     Rent      % of    Sales     Rent      % of    Sales     Rent      % of
 Tenant Classification        PSF      PSF       Sales    PSF      PSF       Sales    PSF      PSF       Sales
==============================================================================================================
Discount Department Store   $180.00  $  3.42      1.9%  $165.00  $  3.50      2.1%  $142.00  $  4.41      3.1%
--------------------------------------------------------------------------------------------------------------
Superstore (Food)           $285.00  $  4.58      1.6%      N/A      N/A      N/A   $372.00  $  5.79      1.6%
--------------------------------------------------------------------------------------------------------------
Restaurant (w/Liquor)       $234.00  $ 15.90      6.8%  $223.00  $ 13.99      6.3%  $210.00  $ 12.58      6.0%
--------------------------------------------------------------------------------------------------------------
Shoes                       $187.00  $ 12.00      6.4%  $180.00  $ 12.00      6.7%  $159.00  $ 13.00      8.2%
--------------------------------------------------------------------------------------------------------------
Cards & Gift                $105.00  $ 12.50     11.9%  $136.00  $ 12.62      9.3%  $127.00  $ 12.36      9.7%
--------------------------------------------------------------------------------------------------------------
Women's Ready to Wear       $122.00  $ 10.20      8.4%  $167.00  $ 13.48      8.1%  $146.00  $ 12.16      8.3%
--------------------------------------------------------------------------------------------------------------
Overall Average             $197.00  $  7.22      3.7%  $188.00  $  6.85      3.6%  $210.00  $  7.19      3.4%
--------------------------------------------------------------------------------------------------------------
Median                      $200.00  $  6.33      3.2%  $183.00  $  6.80      3.7%  $199.00  $  6.90      3.5%
--------------------------------------------------------------------------------------------------------------
Lower Decile                $ 87.00  $  3.60      4.1%  $107.00  $  3.21      3.0%  $117.00  $  3.36      2.9%
--------------------------------------------------------------------------------------------------------------
Upper Decile                $292.00  $ 14.36      4.9%  $314.00  $ 12.33      3.9%  $371.00  $ 12.71      3.4%
==============================================================================================================
*    Urban Land Institute "Dollars & Cents of Power Center, 1995"
**   Urban Land Institute "Dollars & Cents of Shopping Center, 1997"
==============================================================================================================

      Overall, average sales performance may be refined further as shown in the following chart.

=====================================================================================================
                                     Sales Performance Indices
                              U.S. Power Centers and Community Centers
=====================================================================================================
                         Power Centers *         Super Community Centers *     Community Centers **
-----------------------------------------------------------------------------------------------------
                                    Southern                     Southern                   Southern
                     United States   Region      United States    Region     United States   Region
=====================================================================================================
Overall Average           $197        $189            $188         $174           $210        $192
-----------------------------------------------------------------------------------------------------
Median                    $200        $200            $183         $176           $199        $189
-----------------------------------------------------------------------------------------------------
Lower Decile              $ 87                        $107         $116           $117        $117
-----------------------------------------------------------------------------------------------------
Upper Decile              $292           -            $314         $234           $371        $312
=====================================================================================================
*    Urban Land Institute "Dollars & Cents of Power Center, 1995"
**   Urban Land Institute "Dollars & Cents of Shopping Centers, 1997"
=====================================================================================================

      From the above we see that industry averages and medians range from approximately $189 to $200 per square foot for power centers and $174 to $188 per square foot for super community centers. This is based on the 1995 ULI publication. More recently, ULI has put forth its 1997 version of operating results for standard community centers. Displayed above is a range of $189 to $210 per square foot as average/median performance ranges. Upper and lower decile levels show more dramatic swings as would be expected. Nonetheless, with sales of $223 per square foot, the subject falls above average/median industry benchmarks.

================================================================================


                                      -27-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

Conclusion

      We have analyzed the retail trade history and profile of the Durham MSA and in order to make reasonable assumptions as to the continued performance of the subject's trade area.

      A metropolitan and locational overview was presented which highlighted important points about the study area and demographic and economic data specific to the trade area were presented. The trade area profile discussed encompassed a radii based analysis that was established based upon a study of the competitive retail structure. Marketing information relating to these sectors was presented and analyzed in order to determine patterns of change and growth as it impacts the subject. The given data is useful in establishing quantitative dimensions of the total trade area, while our comments serve to provide qualitative insight into this market. A compilation of this data provides the basis for our projections and forecasts particular to the subject property. The following summarizes our key conclusions.

      o The neighborhood has good vehicular access via Highway 501-15 and Interstate 40, as well as several neighborhood arterials. The subject enjoys a visible location and is centered in the principal commercial hub for this quadrant of the city.

      o The existing trade area structure is largely characterized by traditional neighborhood centers as well as community centers anchored by grocery or discount stores. There are three regional malls in Durham/Chapel Hill, the South Square Mall and University Mall (primary market), and Northgate Mall, (secondary market). The attraction for South Square is enhanced by its high degree of peripheral development. University Mall is decidedly inferior and Northgate is too far away from the subject.

      o The subject benefits from an affluent local population. Average household income within a 5 mile radius of the property is currently estimated at $74,575. Expanding into the full 10 mile trade area, the income level declines slightly to $62,152. Nonetheless, this figure is well above state and county levels.

      o The subject benefits from its tenant mix which is unique to the City of Durham, as well as its location on the border of Durham and Chapel Hill.

      o The center is well positioned in an area that is forecasted to continue to witness substantial population and household growth. The population within a 10 mile radius is currently estimated at 260,170 and by 2002 it is expected to increase by 10.8 percent to nearly 288,164.

      Because of the high level of population growth, new retail development will inevitably occur. However, we believe the subject has created a true barrier to entry for new direct competition within its immediate market area.

================================================================================


                                      -28-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

      Our analysis concludes that the merchandising mix of the center, the location along two major arterials, and the popularity and uniqueness of the major tenants, all combine to establish New Hope Commons as a viable retail center in its trade area. We believe that, with competent management, aggressive marketing, and a responsive maintenance program, it should continue to maintain a strong position in the market throughout the foreseeable future.

================================================================================


                                      -29-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description
Location:                          N/W/C of U.S. 501-15 and Interstate 40
                                   City of Durham
                                   Durham County, North Carolina

Shape:                             Irregular

Site Area (owned):                 39.522+/- acres

Frontage:                          Northwest side of New Hope Commons Drive
                                   South side of Mt. Moriah Road

Topography/Terrain:                Relatively level

Street Improvements:               New Hope Commons Drive and Mt. Moriah Road
                                   are two-way, two lane arterials fronting over half the sites' perimeter. They are macadam paved with concrete curbing, sidewalks, street lighting and overhead utilities.

Soil Conditions:                   No study of soils was conducted as part of
                                   this appraisal and no opinion is rendered on sub-soil conditions. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property.

Utilities
         Water:                    City of Durham

         Sewer:                    City of Durham

         Electricity:              Duke Power and Light

         Gas:                      Public Service Gas

         Telephone:                General Telephone Company

Access: Primary access is gained via Mt. Moriah Road, which intersects with U.S. Highway 501-15 (North/South). lngress/ egress is gained via curb-cut entrances along Mt. Moriah Road (2) and New Hope Commons Drive (2). The site has limited visibility from U.S. Highway 501-15 and is situated one half block north of Interstate 40.

================================================================================

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

                                                            Property Description
================================================================================

Land Use Restrictions:             We were provided with an ALTA/ACSM Survey
                                   Certification prepared by Phillip Post &
                                   Associates dated May 7, 1997. The report cites various utility and reciprocal easement agreements which seem to be typical for such a land use. We do not know of any other easements, encroachments or restrictions that would adversely affect the site's use.

Flood Hazard:                      The subject property lies in a flood zone.
                                   The undeveloped portion of the property to the northwest of the building improvements is low-lying wetlands. The improvements were constructed at a higher elevation than the flood plain area and appear to be less prone to flooding.

Wetlands:                          No wetlands study has been provided for this
                                   analysis. Our analysis reveals the presence of regulated wetlands, located in the northwestern portion of the site which was deeded to the City of Durham. An extensive approval process was necessary prior to the property being eligible for development.

Site Improvements:                 The subject site has been graded, paved and
                                   improved with all necessary underground
                                   and overhead utilities.

Hazardous Substances:              Please refer to our Assumptions and Limiting
                                   Conditions with an explanation as to our disclaimer regarding hazardous substances.

Comments:                          Overall, the size, topography and site
                                   configuration appear functionally adequate and conducive for retail utilization. The site is serviced by all public utilities and the curb appeal of site improvements is good.

                                   It should be noted that the extreme western portion of the site is located in Orange County. This area is entirely vacant and contains no building improvements. The City and County of Durham have been the lead jurisdictions since all building improvements are situated in those areas.

================================================================================


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                                                     VALUATION ADVISORY SERVICES
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

                               [GRAPHIC OMITTED]

                    WALMART -- "As Constructed" Survey Update

                                                            Property Description
================================================================================

Improvements Description

      The subject site has been improved with a single-level retail center with a total GLA of 467,137+/- square feet (including non-owned parcels). A more complete description of these improvements follows. Please refer to the site plan on the previous page for the location of the improvements on the subject tract.

General Description

       Type: Powed/community center comprised of nine major stores, several in-line retail tenants. Uptons owns their own pad and store.

       Year Built:                   1994-1995

       Size:                         Wal-Mart 149,929+/- SF Uptons* 58,845+/- SF
                                     Best Buy 45,000+/- SF Linens N' Things
                                     31,999+/- SF Marshalls 31,134+/- SF Barnes
                                     & Noble 25,200+/- SF OfficeMax 23,248+/- SF
                                     Michaels 19,064+/- SF Old Navy Clothing
                                     17,512+/- SF In-Line Shops 66,029+/- SF
                                     Total GLA 467,137+/- SF Total Owned GLA
                                     408,292+/- SF * Pad Sale (not included in owned GLA)

       Developer:                    Homart Development Company

Construction Detail

       Foundations:                  Poured reinforced concrete.

       Framing:                      Structural steel frame, column and beam
                                     construction.

       Floors:                       Poured concrete slab on porous fill and
                                     vapor barrier.

       Exterior Walls:               Face brick on concrete block.

       Roof Structure:               Steel deck.

       Storefronts:                  Safety glass with aluminum framing. Most
                                     store-fronts are uniform in appearance.

================================================================================


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

                                                            Property Description
================================================================================

       Pedestrian Doors:             Safety glass in aluminum frame; mixture of
                                     manual and electrically operated tempered glass doors.

       Loading/Rear Service Doors:   In-line shops have flush type single metal
                                     doors at grade. Anchors have depressed
                                     drive-way loading docks with hollow metal overhead doors. Wal-Mart has an automotive customer service area to accommodate automotive repair services.

Mechanical Detail

       Heating and Cooling:          HVAC is provided via individual
                                     roof-mounted heat pumps for which tenants are responsible for maintenance and operational costs. A standard distribution system of ducts, ceiling diffusers, grills, register, thermostats, etc. has been designed and constructed by landlord, based on open space and interior partitions.

       Plumbing:                     Water and sanitary sewer connections for
                                     each tenant suite (required for one
                                     lavatory and one water closet in restroom) are installed. Water and sewer usage is metered individually and billed to tenants by the local utility.

       Electrical Service:           Adequate commercial service is provided for
                                     each tenant space and billed directly by Duke Power and Light for usage.

       Fire Protection:              The buildings are completely sprinklered in
                                     accordance with local regulations. Fire
                                     hydrants are provided throughout the
                                     property.

Interior Detail

       Layout and Design:            The center has been constructed in an
                                     elongated shape containing four
                                     non-contiguous structures which has been designed to conform to the site. Wal-Mart anchors the western end of the center, while Uptons (non-owned) anchors the eastern end.

                                     Best Buy and Office Max are situated in a separate building opposite Wal-Mart. Units 120 - 125 contain a number of smaller tenants in a separate building at the southeast quadrant of the site. Barnes & Noble is found in a separate building opposite this multi tenant unit.

================================================================================


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


                               [GRAPHIC OMITTED]

                          NEW HOPE COMMONS - Durham, NC

                                                            Property Description
================================================================================

                                     Interior finishes have been completed per specification of the tenant. Anchor stores typically are built-out with vinyl composite tile over concrete, painted drywall, recessed fluorescent light fixtures, and exposed ceiling deck with beams and joist exposed.

                                     Other tenants have suspended acoustical
                                     tile ceilings, painted drywall, recessed fluorescent lighting, 12 to 14 foot ceiling height, and various floor coverings, including carpet and ceramic tile.

      Outparcels:                    There are no owned outparcels.

       Hazardous Substance:          Please refer to the Assumptions and
                                     Limiting Conditions (No. 10) for a more
                                     complete discussion of our disclaimer
                                     concerning hazardous substances.

Site Improvements
     On-Site Parking
       Standard                      2,084 Stalls
       Handicap                         48 Stalls
                                     ------------
       Total                         2,132 Stalls

                                     Parking areas are graded and surfaced with bituminous concrete paving suitable to local conditions. The lot is striped throughout.

                                     Parking Ratio: 4.6 spaces per 1,000 SF of
                                     GLA (including non-owned Uptons).

       Landscaping:                  Landscaping is primarily comprised of
                                     native plant species, including sable palm and other shrubbery and grass.

       Other: Parking lot lighting is provided with anodized aluminum high intensity lighting.

Comments:                            Overall, the site and building improvements
                                     appear to be well designed and configured for retail utilization. Site configuration appears well suited for vehicular movement and visibility.

                                     Analysis of the structural integrity of
                                     each building is beyond our expertise and best made by a professional engineer.

================================================================================


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

                                                            Property Description
================================================================================

                                     Our review of the local environs reveals that there are no extraordinary external influences which negatively impact the value of the subject property.

================================================================================


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

                                             REAL PROPERTY TAXES AND ASSESSMENTS
================================================================================

      The subject property is currently assessed by Durham County, and identified as Parcel 477-02-001. A vacant portion of the subject is situated in Orange County and identified as Parcel No. 752053. The Assessor's office of Orange County indicated that all assessment and taxation was performed by Durham County for the subject property.

================================================================================
                            Durham County Assessment
================================================================================
        I.D. No.                                                    477-02-001
================================================================================
          Land                                                     $ 7,904,000
--------------------------------------------------------------------------------
 Building Improvements                                             $19,160,100
--------------------------------------------------------------------------------
Miscellaneous Improvements                                         $   489,900
--------------------------------------------------------------------------------
          Total                                                    $27,554,000
================================================================================


     The current tax rate for property in Durham is 1.6397 per $100 of assessed valuation. Therefore, taxes for 1997 are estimated to be approximately $451,803. We have utilized a stabilized 3.0 percent growth rate over the balance of the holding period to account for changes to the tax burden.
================================================================================


                                      -36-
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                                                     VALUATION ADVISORY SERVICES
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

                                                                          ZONING
================================================================================

      The subject property is zoned in a Shopping Center designation by the City of Durham. This district allows for a variety of commercial uses, including retail, and site development is governed by plan review. At the time of valuation, the City was redefining its zoning ordinances and the subject zone may be reclassified with a new designation.

      We are not experts in the interpretation of complex zoning ordinances. The subject has been constructed within the confines of the Shopping Center regulations. As such, we assume that all general requirements have been met and that the existing improvements conform to code.

      We know of no deed restrictions, private or public, that further limit the subject property's use. The research required to determine whether or not such restrictions exist, however, is beyond the scope of this appraisal assignment. Deed restrictions are a legal matter and only a title examination by an attorney or title company can usually uncover such restrictive covenants. Thus, we recommend a title search to determine if any such restrictions do exist.

================================================================================

                                      -37-
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                                                     VALUATION ADVISORY SERVICES
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

                                                            HIGHEST AND BEST USE
================================================================================

Highest and Best Use of Site

      According to the Dictionary of Real Estate Appraisal, Third Edition
(1993), a publication of the Appraisal Institute, the highest and best use of the site as though vacant is defined as:

      Among all reasonable, alternative uses, the use that yields the highest present land value, after payments are made for labor, capital, and coordination. The use of a property based on the assumption that the parcel of land is vacant or can be made vacant by demolishing any improvements.

      We have evaluated the site's highest and best use improved and as if vacant. In both cases the highest and best use must meet four criteria. The use must be (1) physically possible, (2} legally permissible, (3) financially feasible, and (4) maximally productive. Because the site is improved with improvements that generate an important return, the focus of the highest and best use is on the site as improved.

As Vacant

      The site is large enough to accommodate a variety of uses, including office and retail development. Its street frontage and good access further support this view. All utilities are available and the site is relatively level. Overall, the site appears to have no physically limiting conditions.

      The Shopping Center designation is designed primarily for commercial utilization. Based on the site's size and layout, with consideration given to parking constraints, a shopping center of similar size to the existing improvements may be a permitted use. Due to the site's frontage and proximity to other commercial uses, we believe that retail uses would be a legally conforming use for the site.

      The retail market is improving and is generally in equilibrium in many markets. In addition, we see no significant changes in the local demographics which might threaten the economic viability of the subject site.

      The last test of highest and best use is that of maximum productivity. In this case, the site is located in a developing portion of the city. Existing neighborhood uses further compliment the site. The subject's size, location and proximity to regional road networks and residential nodes, lead us to the conclusion that the Highest and Best Use for the subject property, as if vacant, would be for a new shopping center.

As Improved

      An alternative use would not be economically justifiable and, as a result, fail the test of financial feasibility and maximum productivity. In our opinion, no other use of the site would provide as great a return. Therefore, we have concluded that the highest and best use of the site as improved is for retail utilization as a shopping center.

================================================================================


                                      -38-
                                                             CUSHMAN &
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                                                     VALUATION ADVISORY SERVICES
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

                                                               VALUATION PROCESS
================================================================================

      Appraisers typically use three approaches in valuing real property: The Cost Approach, the Income Approach and the Sales Comparison Approach. The type and age of the property and the quantity and quality of data effect the applicability in a specific appraisal situation.

      The Cost Approach renders an estimate of value based upon the price of obtaining a site and constructing improvements, both with equal desirability and utility as the subject property. Historically, investors have not emphasized cost analysis in purchasing investment grade properties such as power and large community centers. The estimation of obsolescence for functional and economic conditions as well as depreciation on improvements makes this approach sometime problematic. Furthermore, the Cost Approach fails to fully consider the value of anchor store commitments and the difficulty of site assemblages for such properties. As such, the Cost Approach will not be employed in this analysis due to the fact that the marketplace does not rigidly trade leased shopping centers on a cost/value basis.

      The Sales Comparison Approach is based on an estimate of value derived from the comparison of similar type properties which have recently been sold. Through an analysis of these sales, efforts are made to discern the actions of buyers and sellers active in the marketplace, as well as establish relative unit values upon which to base comparisons with regard to the subject. This approach has a direct application to the subject property. Furthermore, this approach has been used to develop investment indices and parameters from which to judge the reasonableness of our principal approach, the Income Approach.

      By definition, the subject property is considered an income/investment property. Properties of this type are historically bought and sold on the ability to produce economic benefits, typically in the form of a yield to the purchaser on investment capital. Therefore, the analysis of income capabilities are particularly germane to this property since a prudent and knowledgeable investor would follow this procedure in analyzing its investment qualities. Therefore, the Income Approach has been emphasized as our primary methodology for this valuation. This valuation concludes with a final estimate of the subject's market value based upon the total analysis as presented herein.

================================================================================


                                      -39-
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                                                             WAKEFIELD(R)
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

                                                       SALES COMPARISON APPROACH
================================================================================

Methodology

      The Sales Comparison Approach provides an estimate of value by comparing recent sales of similar properties in the surrounding or competing area to the subject property. Inherent in this approach is the principle of substitution, which holds that "when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming that no costly delay is encountered in making the substitution."

      By analyzing sales that qualify as arms-length transactions between willing, knowledgeable buyers and sellers, we can identify market value and price trends. Comparability in physical, locational and economic characteristics is an important criterion when comparing the sales to the subject property. The basic steps involved in the application of this approach are as follows:

      1. research recent, relevant property sales and current offerings throughout the competitive marketplace;

      2. Select and analyze properties considered most similar to the subject, giving consideration to the time of sale, any change in economic conditions which may have occurred since the date of sale, and other physical, functional, or locational factors;

      3. Reduce the sales price to a common unit of comparison, such as price per square foot of gross leasable area that is to be sold;

      4. Make appropriate adjustments between the comparable properties and the property appraised;

      5. Identify sales which include favorable financing and calculate the cash equivalent price;

      6. Interpret the adjusted sales data and draw a logical value conclusion.

      The most widely-used and market-oriented unit of comparison for properties such as the subject is the sale price per square foot of gross leasable area
(GLA) purchased and the overall capitalization rate extracted from an analysis of the sale.

      The chart on the Following Page presents an overview of the improved property sales used in this analysis.

================================================================================


                                      -40-
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

====================================================================================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
====================================================================================================================================
                                                                                                                   Anchor     Sale
Sale                                    Sale     Yr Built/               Site Area    Site      GLA     Anchor     GLA as    Price/
No.       Name/Location                 Date     Condition  Sale Price    (Sq.Ft.)  Coverage    Sold      GLA    % of Total  Sq.Ft.
====================================================================================================================================
 1   International Drive Value Ctr.    Pending     1995     $20,877,000    984,456    18.9%    186,081  148,274     79.7%    $112.19
     International Drive & Touch One   Jun-97    Excellent
     Orange County                    Agreement
     Orlando, Florida                  Mar-97
------------------------------------------------------------------------------------------------------------------------------------
 2   Lawrenceville Market Center       Nov-96      1995     $34,600,000         --      --     499,129  459,209     92.0%     $69.32
     Ga. 316 & GA. 120                           Excellent
     Lawrenceville, Georgia

------------------------------------------------------------------------------------------------------------------------------------
 3   The Village at University Place   Aug-96     1995-97   $33,400,000  1,633,500    20.5%    334,500  140,200     41.9%     $99.85
     I-85 @ W. T. Harris. Blvd.                  Excellent
     Charlotte, North Carolina
------------------------------------------------------------------------------------------------------------------------------------
 4   Miller Square Plaza               Aug-96   1980/83/90  $12,240,000  1,040,648    15.1%    156,670   68,384     43.6%     $78.13
     13898 SW 56th Street                        Fair-Good
     Dade County,
     Kendall, Miami, Florida
------------------------------------------------------------------------------------------------------------------------------------
 5   Preston Shepard Place             Jul-96      1995     $46,800,000  1,359,072    26.7%    363,256  265,837     73.2%    $128.83
     SWC/Preston & Park Blvd.                    Excellent
     Colling County,
     Plano, Texas
------------------------------------------------------------------------------------------------------------------------------------
 6   Kmart Center                      Feb-96    1994/1995  $23,134,700  1,224,036    22.6%    276,500  140,221     50.7%     $83.67
     10501 Pines Boulevard                       Good-Excl.
     Broward County,
     Pembroake Pines, Florida
------------------------------------------------------------------------------------------------------------------------------------
 7   McCarthy Ranch                    Mar-95     1994/95   $30,100,000  1,176,120    22.5%    264,112  214,134     81.1%    $113.97
     Santa Clara County                          Excellent
     Milpitas, California

------------------------------------------------------------------------------------------------------------------------------------
 8   Mansell Crossing                  Dec-94      1994     $34,400,000  1,481,040    21.6%    319,499  202,229     63.3%    $107.67
     NWC/Georgia 400 & Mansell                   Excellent
     Fulton County
     Atlanta, Georgia
------------------------------------------------------------------------------------------------------------------------------------
 9   Sheridan Plaza                    Sep-94    1973/91    $57,350,000  2,178,000    21.8%    475,600  262,236     55.1%    $120.58
     NW 56th & Sheridan St.                        Good
     Broward County
     Hollywood, Florida
====================================================================================================================================
     Survey High:                                           $57,350,000  2,178,000      --     499,129  459,209        --    $128.83
     Survey Low:                                            $12,240,000    984,456      --     156,670   68,384        --     $69.32
====================================================================================================================================
     Survey Average:                                        $32,544,633  1,384,609    23.1%    319,483  211,192     66.1%    $101.58
====================================================================================================================================


====================================================================================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
====================================================================================================================================

Sale                                   NOI/                                    Occupancy
No.       Name/Location                Sq.Ft.   OAR    Anchor Tenants           At Sale       Comments
====================================================================================================================================
 1   International Drive Value Ctr.    $11.21   9.99%  Bed Bath & Beyond,        100.0%   New power-oriented center in tourist
     International Drive & Touch One                   Ross, Old Navy, T.J.               area. Incl. $650,000 outpad site. Anchor
     Orange County                                     Maxx, Books-A-Million              rents $10/sf; in-line $15/sf. IRR appx.
     Orlando, Florida                                  Shoe Carnival                      11.0%; term cap 10.0%
------------------------------------------------------------------------------------------------------------------------------------
 2   Lawrenceville Market Center        $6.59   9.50%  Target*, Home Depot*,     100.0%   Cash acquisition by Equitable Real
     Ga. 316 & GA. 120                                 AMC, Goody's, Linens N             Estate Investment Management
     Lawrenceville, Georgia                            Things, Marshalls, MJ              * Ground Lease
                                                       Design, PetsMart
------------------------------------------------------------------------------------------------------------------------------------
 3   The Village at University Place    $9.84   9.85%  Best Buy, Office Depot,   100.0%   Other anchors at center are Wal-Mart
     I-85 @ W. T. Harris. Blvd.                        TJ Maxx, Rhodes                    and Sam's Club. This is a pre-sale of
     Charlotte, North Carolina                         Furniture                          new center developed by Hawn.
------------------------------------------------------------------------------------------------------------------------------------
 4   Miller Square Plaza                $7.81  10.00%  Publix                     92.0%   Community center, block & stucco. Fair=
     13898 SW 56th Street                              Eckerd Drug                        avg exposure, Anchor rents appx. $7-
     Dade County,                                      Theater (gr.lease)                 $9/sf; in-line shops $12-$19/sf.
     Kendall, Miami, Florida                           J. Byrons (not owned)
------------------------------------------------------------------------------------------------------------------------------------
 5   Preston Shepard Place             $12.11   9.40%  Marshalls, Steinmart,     100.0%   New ctr. in affluenct area. Traffic counts
     SWC/Preston & Park Blvd.                          Office Depot, Baby                 >37,000 & 45,000/day. Buyer used
     Colling County,                                   Superstore, MJ Des.,               10.5% IRR & 9.25% terminal cap in
     Plano, Texas                                      Borders, HomePlace                 analysis. Avg. rent = $15.73/sf.
------------------------------------------------------------------------------------------------------------------------------------
 6   Kmart Center                       $7.93   9.48%  Kmart                      97.0%   Community center; block & tilt; good
     10501 Pines Boulevard                             Food Lion                          exposure. Rental rates range from $8-
     Broward County,                                                                      $20/sf.
     Pembroake Pines, Florida
------------------------------------------------------------------------------------------------------------------------------------
 7   McCarthy Ranch                    $10.60   9.30%  Service M'dise,           100.0%   Pre-sale of power ctr with good access &
     Santa Clara County                                SportsMart, Borders,               freeway exposure. Wal-Mart not included
     Milpitas, California                              OfficeMax, PetsMart,               in sale. Buyer used 11.2% IRR. Anchor
                                                       Computer City, Ross                rents $9.70-18.70/sf.
------------------------------------------------------------------------------------------------------------------------------------
 8   Mansell Crossing                   $9.80   9.10%  AMC Theatres,              99.0%   One-story, concrete blk & brick center
     NWC/Georgia 400 & Mansell                         Uptons, TJ Maxx,                   located appx 0.8 miles south of North
     Fulton County                                     OfficeMax,                         Pount Mall. Avg shop rent=$15.23/sf. Ctr
     Atlanta, Georgia                                  Sports Authority                   also has Toys R Us, Michaels.
------------------------------------------------------------------------------------------------------------------------------------
 9   Sheridan Plaza                    $10.97   9.10%  Office Depot               95.0%   Power center purchase based on a
     NW 56th & Sheridan St.                            Publix                             10.8% IRR, term. cap of 9.25-9.50%.
     Broward County                                    J. Byrons                          Sale included development of 15,000sf
     Hollywood, Florida                                AMC Theatres                       Luria's. Sales b/w $200-$300/sf.
====================================================================================================================================
     Survey High:                      $12.11  10.00%    --                      100.0%
     Survey Low:                        $6.59   9.10%    --                       92.0%
====================================================================================================================================
     Survey Average:                    $9.65   9.52%    --                       98.1%
====================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       Sales Comparison Approach
================================================================================

Overview of Sales

      The negotiated sale price of comparable properties tends to set a range in which the value of the subject will usually fall. In total, nine comparable sales have been analyzed for this analysis. These represent large community and power center sales in the south, southwest, southeast, and eastern regions of the United States. The sales range between $69.32 and $128.83 per square foot of GLA sold with overall capitalization rates ranging from a low of 9.10 percent to a high of 10.0 percent. These transactions occurred between September 1994 and include a current agreement of sale, with the majority of sales taking place over the past two years.

      For the nine sales surveyed, the mean overall sale price is calculated to be $101.58 (rounded). The mean gross leasable area sold is 319,483 square feet, with the mean overall price per square foot calculated at $101.58 per square foot. Finally, the survey shows a mean NOI of $9.65 per square foot, with an overall capitalization rate of 9.52 percent.

      As can be seen, the sales vary from property to property, based on various characteristics of each property. Some of the most notable differences between the comparable sales include site coverage, anchor GLA as a component of GLA sold, occupancy, tenant merchandising and anchor credit, and the net operating income achieved per square foot.

Analysis of Sales

      The major elements of comparison for an analysis of this type include the property rights conveyed, the financial terms incorporated into a particular transaction, the conditions or motivations surrounding the sale, changes in market conditions since the sale, the location of the real estate, its physical traits and the economic characteristics of the property. The first adjustment made to the market data takes into account differences between the subject property and the comparable property sales with regard to the legal interest transferred. Advantageous financing terms or peculiar conditions of sale are then adjusted to reflect a normal market transaction. Next, changes in market condition must be accounted, thereby creating a time adjusted normal unit of comparison. Lastly, adjustments for location, the physical traits, and the economic characteristics of the market data are made in order to generate the final adjusted unit rate which is appropriate for the subject property.

Property Rights Conveyed

      All of the sales utilized in this analysis involved the transfer of the leased fee interest in the real property. The comparables were all encumbered by a number of leases with varying sized tenants and expiration dates. We believe, then, that no adjustment to the market data is necessary for the property rights conveyed.

Financial Terms

      To the best of our knowledge, all of the sales utilized in this analysis were accomplished with cash and/or cash and market oriented financing. Therefore, no adjustment for financial terms is required for the comparables.

================================================================================


                                      -42-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       Sales Comparison Approach
================================================================================

Conditions of Sale

      Adjustments for conditions of sale usually reflect the motivations of the buyer and the seller. In many situations the conditions of sale may significantly affect transaction prices. However, all sales used in this analysis are considered to be "arms-length" market transactions between both knowledgeable buyers and sellers on the open market. Therefore, no adjustment for conditions of sale are required for the comparables.

Market Conditions

      As discussed in the "Trade Area Analysis" section of this report, the subject property is expected to continue capturing a substantial share in its market area. Many retail markets are now considered to be over-built. For instance, many markets have experienced a flood of new big box users over the past several years. This has been the direct result of the explosive retail market in the mid to late 1980s and following the recession of the early
1990s. As such, fewer transactions have transpired over the last few years as a result of the inability of knowledgeable buyers and sellers to come to terms. High vacancy rates, declining rental and growth rates, expected expense growth, and an abundance of competition, combined with competition from alternative investments and general lack of financing, have served to depress the market for retail space. For this reason, negative adjustments might be considered appropriate for older sales in this analysis.

      Still, well performing retail projects have become an attractive investment to such entities as foreign and domestic insurance companies, pension funds and syndication's. Moreover, the majority of sales presented have all taken place within the last 12 to 18 months. Adjustments for market conditions are difficult at best in this kind of analysis. Thus, no market condition adjustments would be considered necessary in this instance.

Location

      An adjustment for location may be required when the locational characteristics of a comparable property are different from those of the subject property. Adjustments of this sort are difficult as well. Without a better analysis of comparable trade areas and sales averages at the sale properties, adjustments of this sort are virtually impossible. As discussed in the "Regional" and "Retail Market" sections of this report, Raleigh-Durham has been the recipient of substantial growth and is poised for continued vitality into the foreseeable future.

      From a review of the sales, there appear to be no glaring locational differences between comparables. It is noted, however, that several of the sales are located in areas which are experiencing somewhat better population and income growth, which would be considered superior to the subject location. Likewise, some of the properties are in markets which are experiencing either negative or slower growth and could be considered inferior to the subject. Several of the properties are also situated in significantly larger trade areas/regions which would be considered superior to Durham.


                                      -43-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Sales  Approach
================================================================================

Physical Traits

      Most sales presented were constructed during the mid-1990s with the exception of Sale No. 9, which involved the reconfiguration of an older strip center into a power center format. All sales were considered to be in good condition at sale and no measurable physical adjustments can be readily quantified. Some upward adjustment would be considered appropriate for Sale No. 9.

Economic Characteristics

      Most income producing properties are purchased on gross expected income, rather than leasable area, making unit prices a somewhat subjective reflection of investment behavior. In our opinion, a buyer's criteria for the purchase of a retail property is predicated primarily on the property's income characteristics. Thus, we have identified a relationship between the operating income and the sales price of the property.

      Typically, a higher net operating income per square foot corresponds to a higher sales price per square foot. Therefore, this adjustment incorporates factors such as location, tenant mix, rental levels, operating characteristics, and building quality, making adjustments more objective rather than subjective.

      In order to quantify the appropriate adjustments to the indicated per square foot unit values, we compare the subject's first year projected net operating income per square foot to the pro-forma income of the individual sale properties. The table below adjusts each property's sale price per square foot on this basis. The derivation of the subject's projected first year net operating income (FY 1998 $10.47 per square foot) is presented in the "Income Approach" section of this report and is based on first year NOI.

================================================================================
                          Price Per SQ/FT Adjustment Chart
================================================================================
                  Comp.
                   Sale      Subject     Adjust.     Unadjust.     Adjust.
      Sale No.    NOI/SF     NOI/SF      Factor     Unit Price   Unit Price
================================================================================
         1        $11.21     $10.47        .93         $112         $105
--------------------------------------------------------------------------------
         2        $ 6.59     $10.47       1.59         $ 69         $110
--------------------------------------------------------------------------------
         3        $ 9.84     $10.47       1.06         $100         $106
--------------------------------------------------------------------------------
         4        $ 7.81     $10.47       1.34         $ 78         $105
--------------------------------------------------------------------------------
         5        $12.11     $10.47        .86         $129         $112
--------------------------------------------------------------------------------
         6        $ 7.93     $10.47       1.32         $ 84         $111
--------------------------------------------------------------------------------
         7        $10.60     $10.47        .99         $114         $113
--------------------------------------------------------------------------------
         8        $ 9.80     $10.47       1.07         $108         $115
--------------------------------------------------------------------------------
         9        $10.97     $10.47        .95         $121         $115
================================================================================
       Survey
       Mean:      $ 9.65     $10.47       1.12         $102         $110
================================================================================

================================================================================


                                      -44-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       Sales Comparison Approach
================================================================================

      After adjustments for these economic differences, the sales presented reflect a range from approximately $105 to $115 per square foot with a mean of approximately $110 per square foot. The subject's net operating income per square foot of $10.47 (FY 1998) is considered to be most comparable to Sales Nos. 1, 3, 5, 7 and 9. These improved property sales show adjusted unit rates ranging between $105 and $115 per square foot of gross leasable area.

      The sale price per square foot of gross leasable area, including land, implicitly contains both the physical and economic factors of the value of a shopping center. Such statistics, however, do not explicitly convey by themselves many of the details surrounding a specific income producing property like the subject. Nonetheless, the process we have undertaken here is an attempt to quantify the unit price based upon the subject's income producing potential.

      The subject is viewed as being the dominant power/community center in an area with excellent demographics, and limited competition. It is well leased with several tenants that are unique to the market. Continued upside exists through the potential for overage rents as the center matures.

      Considering the characteristics of the subject relative to the above, we believe that a unit rate at the low to middle of the range of $105 to $108 per square foot is appropriate. Applying this unit rate range to 408,292 square feet of owned GLA results in a value of approximately $42.8 to $44.1 million for the subject property.

      Based upon a net income of $4,275,703, a range of overall capitalization rates extending from 9.70 to 10.0 percent is generated by the indicated value. This range is considered to be reasonable for a property of the subject's caliber.

Conclusion

      In light of the above, it is our opinion that the Sales Comparison Approach indicates a market value for the subject in the rounded range of Forty Three Million Dollars ($43,000,000) to Forty Four Million Dollars ($44,000,000), as of July 11, 1997.

================================================================================


                                      -45-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 INCOME APPROACH
================================================================================

Introduction

      The Income Approach is based upon the economic principle that the value of a property capable of producing income is the present worth of anticipated future net benefits. The net income projected is translated into a present value indication using the capitalization process. There are various methods of capitalization that are based on inherent assumptions concerning the quality, durability, and pattern of the income projection.

      Where the pattern of income is irregular due to existing leases that will terminate at staggered, future dates, or to an absorption or stabilization requirement on a newer development, the discounted cash flow analysis is the most applicable.

      Discounted Cash Flow Analysis (DCF) is a method of estimating the present worth of future cash flow expectancies by individually discounting each anticipated collection at an appropriate discount rate. The indicated market value by this approach is the accumulation of the present worth of future projected years' net income (before income taxes and depreciation) and the present worth of the reversion of the estimated property value at the end of the projection period. The estimated value of the reversion at the end of the projection period is based on the capitalization of the next year's projected net income.

      A second method of valuation, using the Income Approach, is to directly capitalize a stabilized net income based on rates extracted from the market or built up through mortgage equity analysis. This is a valid method of estimating the market value of the property as of the achievement of stabilized operations. In the case of the market value of the subject, operations are considered to be at stabilization. Thus, the direct capitalization method will provide additional support in the valuation process.

Discounted Cash Flow

      The Discounted Cash Flow produces an estimate of value through an economic analysis of the subject property in which the net income generated by the asset is converted into a capital sum at an appropriate rate. First, the revenues which a fully informed investor can expect the subject to produce over a specified time horizon are established through an analysis of the current rent roll, as well as the rental market for similar properties. Second, the projected expenses incurred in generating these gross revenues are deducted. Finally, the residual net income is discounted into a capital sum at an appropriate rate which is indicative of the subject property's current value in the marketplace.

================================================================================


                                      -46-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------


ANNUAL CASH FLOW REPORT
New Hope Commons
Cushman & Wakefield, Inc.       1998          1999          2000          2001          2002          2003          2004
                                ----          ----          ----          ----          ----          ----          ----
OPERATING INCOME

   MINIMUM RENT
   Anchors               $ 3,018,793   $ 3,027,425   $ 3,027,425   $ 3,091,264   $ 3,104,702   $ 3,104,702   $ 3,104,702
   Specialty Tenants     $   873,574   $   911,052   $   924,929   $   953,813   $   972,101   $   991,775   $ 1,023,735
   Junior Anchors        $   607,209   $   608,906   $   608,906   $   639,333   $   652,862   $   652,862   $   652,862
                         -----------   -----------   -----------   -----------   -----------   -----------   -----------
   Subtotal:             $ 4,499,576   $ 4,547,383   $ 4,561,260   $ 4,684,410   $ 4,729,665   $ 4,749,339   $ 4,781,299

   RECOVERIES
   Common Area Maint.    $   326,530   $   337,519   $   347,047   $   356,970   $   367,327   $   378,486   $   390,149
   Real Estate Taxes     $   464,621   $   479,762   $   493,989   $   508,428   $   523,616   $   538,587   $   555,155
   Insurance             $    81,294   $    84,104   $    86,629   $    89,133   $    91,818   $    94,130   $    97,004
                         -----------   -----------   -----------   -----------   -----------   -----------   -----------
   Subtotal:             $   872,445   $   901,385   $   927,665   $   954,531   $   982,761   $ 1,011,203   $ 1,042,308
   Overage Rent          $         0   $         0   $         0   $         0   $         0   $         0   $         0
   Sales Volume (000)    $    75,582   $    77,850   $    80,185   $    82,557   $    85,069   $    87,567   $    90,249
   Gross Rental Income:  $ 5,372,021   $ 5,448,768   $ 5,488,925   $ 5,638,941   $ 5,712,426   $ 5,760,542   $ 5,823,607
                         -----------   -----------   -----------   -----------   -----------   -----------   -----------
   Credit Loss           ($   60,713)  ($   62,637)  ($   63,428)  ($   65,687)  ($   67,192)  ($   68,227)  ($   69,832)
   Miscellaneous         $    25,365   $    25,999   $    26,649   $    27,315   $    27,998   $    28,698   $    29,415
                                       -----------   -----------   -----------   -----------   -----------   -----------
Total Income:            $ 5,336,673   $ 5,412,130   $ 5,452,146   $ 5,600,569   $ 5,673,232   $ 5,721,013   $ 5,783,190

OPERATING EXPENSES

   EXPENSES
   Common Area Maint.    $   282,153   $   290,617   $   299,336   $   308,316   $   317,565   $   327,092   $   336,905
   Real Estate Taxes     $   459,710   $   473,501   $   487,706   $   502,337   $   517,407   $   532,929   $   548,917
   Insurance             $    78,865   $    81,231   $    83,668   $    85,178   $    88,764   $    91,427   $    94,169
   Miscellaneous         $    15,263   $    15,720   $    16,192   $    16,678   $    17,178   $    17,693   $    18,224
   Management Fee        $   224,979   $   227,369   $   228,063   $   234,220   $   236,483   $   237,467   $   239,065
                         -----------   -----------   -----------   -----------   -----------   -----------   -----------
   Total Expenses:       $ 1,060,970   $ 1,088,438   $ 1,114,965   $ 1,147,729   $ 1,177,397   $ 1,206,608   $ 1,237,280

NET OPERATING INCOME     $ 4,275,703   $ 4,323,692   $ 4,337,181   $ 4,452,840   $ 4,495,835   $ 4,514,405   $ 4,545,910

   Alterations           $         0   $         0   $         0   $       983   $         0   $     4,582   $         0
   Commissions           $         0   $         0   $         0   $       780   $         0   $     4,282   $         0
   Replacement Reserve   $    40,829   $    42,054   $    43,316   $    44,615   $    45,954   $    47,332   $    48,752
   Subtotal:             $    40,829   $    42,054   $    43,316   $    46,378   $    45,954   $    56,196   $    48,752

NET CASH FLOW            $ 4,234,874   $ 4,281,638   $ 4,293,865   $ 4,406,462   $ 4,449,881   $ 4,458,209   $ 4,497,158


ANNUAL CASH FLOW REPORT
New Hope Commons                                                                  CAGR      CAGR
Cushman & Wakefield, Inc.        2005          2006          2007        2008    1998-07  2OOO-07
                                 ----          ----          ----        ----    -------  -------
OPERATING INCOME

   MINIMUM RENT
   Anchors                $ 3,104,702   $ 3,211,909   $ 3,236,043   $ 3,236,043    0.8%      1.0%
   Specialty Tenants      $ 1,039,127   $ 1,017,727   $ 1,076,242   $ 1,086,252    2.3%      2.2%
   Junior Anchors         $   664,778   $   720,937   $   738,600   $   738,600    2.2%      2.8%
                          -----------   -----------   -----------   -----------    ---       ---
   Subtotal:              $ 4,808,607   $ 4,950,573   $ 6,050,885   $ 5,060,895    1.3%      1.5%

   RECOVERIES
   Common Area Maint.     $   401,172   $   410,719   $   426,720   $   437,551    3.0%      3.0%
   Real Estate Taxes      $   571,634   $   586,348   $   606,975   $   623,517    3.0%      3.0%
   Insurance              $    99,913   $   100,861   $   104,138   $   106,554    2.8%      2.7%
                          -----------   -----------   -----------   -----------    ---       ---
   Subtotal:              $ 1,072,719   $ 1,097,928   $ 1,137,833   $ 1,167,622    3.0%      3.0%
   Overage Rent           $         0   $         0   $         0   $     3,060    ---       ---
   Sales Volume (000)     $    92,957   $    95,535   $    98,618   $   101,514    3.0%      3.0%
   Gross Rental Income:   $ 5,881,326   $ 6,048,501   $ 6,188,718   $ 6,231,577    1.6%      1.7%
                          -----------   -----------   -----------   -----------    ---       ---
   Credit Loss            ($   70,719)  ($   71,478)  ($   75,119)  ($   75,679)
   Miscellaneous          $    30,151   $    30,904   $    31,677   $    32,469    2.5%      2.5%
                          -----------   -----------   -----------   -----------    ---       ---
Total Income:             $ 5,840,758   $ 6,007,927   $ 6,145,276   $ 6,188,367    1.6%      1.7%

OPERATING EXPENSES

   EXPENSES
   Common Area Maint.     $   347,012   $   357,423   $   358,145   $   379,190    3.0%      3.0%
   Real Estate Taxes      $   565,385   $   582,346   $   599,817   $   617,811    3.0%      3.0%
   Insurance              $    96,994   $    99,904   $   102,901   $   105,988    3.0%      3.0%
   Miscellaneous          $    18,771   $    19,334   $    19,914   $    20,512    3.0%      3.0%
   Management Fee         $   240,430   $   247,528   $   252,544   $   253,198    1.3%      1.5%
                          -----------   -----------   -----------   -----------    ---       ---
   Total Expenses:        $ 1,268,592   $ 1,306,535   $ 1,343,321   $ 1,376,699    2.7%      2.7%

NET OPERATING INCOME      $ 4,572,166   $ 4,701,392   $ 4,801,955   $ 4,811,668    1.3%      1.5%

   Alterations            $         0   $    23,958   $         0   $    13,635     --        --
   Commissions            $         0   $    20,344   $         0   $    13,035     --        --
   Replacement Reserve    $    50,215   $    51,721   $    53,273   $    54,871    3.0%      3.0%
                                                                                   ---       ---
   Subtotal:              $    50,215   $    96,023   $    53,273   $    81,541    3.0%      3.0%

NET CASH FLOW             $ 4,521,951   $ 4,605,369   $ 4,748,682                  1.3%      1.4%

                                                                 Income Approach
================================================================================

      In this Income Approach to the valuation of New Hope Commons, we have utilized a 10 year holding period for the investment with the cash flow analysis commencing on August 1, 1997. Investors typically look at holding periods between 10 and 15 years. We have tested the sensitivity of the present value over a 10 to 15 year time horizon and chosen a 10 year period as being a realistic time to sell. Although an asset such as the subject has a much longer useful life, an investment analysis becomes more meaningful if limited to a time period considerably less than the real estate's economic life, but of sufficient length for an investor. A 10 year holding period for this investment is considered long enough to model the asset's performance and profit from a focused effort on maximizing its tenant mix, but short enough to reasonably estimate the expected income and expenses of the real estate. Please note that our cash flows are provided on a fiscal year basis.

      The revenues and expenses which an informed investor may expect to incur from the subject property will vary, without a doubt, over the holding period. Major investors active in the market for this type of real estate establish certain parameters in the computation of these cash flows and criteria for decision making which this valuation analysis must include if it is to be truly market-oriented. These current computational parameters are dependent upon market conditions in the area of the subject property as well as the expectations of the investment universe for this type of real estate. Cushman & Wakefield regularly surveys these market participants. The results of our most recent Investor Survey are referenced in the report.

      By forecasting the anticipated income stream and discounting future value at reversion to current value, the capitalization process may be applied to derive a value that an investor would pay to receive that particular income stream. Typical investors price real estate on their expectations of the magnitude of these benefits and their judgment of the risks involved. Our valuation endeavors to reflect the most likely actions of typical buyers and sellers of property interest similar to the subject. In this regard we see the subject as an important long term investment opportunity for a competent shopping center owner/developer.

      An analytical real estate computer model that simulates the behavioral aspects of the property and examines the results mathematically is employed for the discounted cash flow analysis. In this instance, it is the PRO-JECT +plus software model. Since investors are the basis of the marketplace in which the subject property will be bought and sold, this type of analysis is particularly germane to the appraisal problem at hand. On the facing page is a summary of the expected annual cash flows from the operation of the subject over the stated investment holding period. Following is a detailed discussion of the components which form the basis of this analysis.

Potential Gross Revenues

      The total potential gross revenues generated by the subject property are composed of a number of distinct elements; minimum rent determined by lease agreement, additional overage rent based upon a percentage of retail sales, and reimbursement of certain expenses incurred in the ownership and operation of the real estate.

================================================================================


                                      -47-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

      The minimum base rent represents a legal contract establishing a return to the investors in the real estate, while the passing of certain expenses onto tenants serves to maintain this return in an era of continually rising costs of operation. The additional rent based upon a percentage of retail sales experienced at the subject property serves to preserve the purchasing power of the residual income to an equity investor over time. In the initial year of the investment, fiscal year 1998, it is projected that the subject property will generate approximately $5.4 million in potential gross revenues, equivalent to $13.22 square foot of total appraised GLA of 408,292 square feet. These forecasted revenues may be allocated to the following components:

================================================================================
                                New Hope Commons
                                 Revenue Summary
                      Initial Year of Investment - FY 1998
================================================================================
              Revenue Component     Amount       Unit Rate*   Income Ratio
================================================================================
                Minimum Rent      $4,499,576       $11.02          83.4%
                Overage Rent      $        0       $    0             0%
             Expense Recoveries   $  872,445       $ 2.14          16.2%
                Miscellaneous     $   25,365       $ 0.06            .5%
                   Total          $5,397,386       $13.22         100.0%
================================================================================
*    Based on 408,292 square feet of owned GLA
================================================================================

Minimum Rental Income

      The minimum rent produced by the subject property is derived from that paid by the various tenant types. The projection utilized in this analysis is based upon the actual rent roll and our projected leasing schedule in place as of the date of appraisal, together with our assumptions as to the absorption of vacant space (if applicable) market rent growth, and renewal/ turnover probability.

      The rental income which an asset such as the subject property will generate for an investor is analyzed as to its quality, quantity and durability. The quality and probable duration of income will affect the amount of risk which an informed investor may expect over the property's useful life. The segregation of the income stream along these lines allows us to control the variables related to the center's forecasted performance with greater accuracy. Each tenant type lends itself to a specific weighting of these variables as the risk associated with each varies.

      The minimum rents forecasted at the subject property are essentially derived from various tenant categories: anchor tenant revenues consisting of base rent obligations, and tenant revenues consisting of all specialty and in-line shops, including junior anchors.

      In our investigation and analysis of the marketplace, we have surveyed, and ascertained where possible, rent levels being commanded by competing centers. However, it should be recognized that large retail shopping centers are generally considered to be separate entities by virtue of age and design, accessibility, visibility, tenant mix and the size and purchasing power


                                      -48-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

of the trade area. Consequently, the best measure of minimum rental income can sometimes be its actual rent roll leasing schedule. This is particularly true for a project of the subject's caliber with very little in the way of true competition.

      Further analysis shows that rents from anchor tenants (defined as tenants in excess of 20,000 square feet) comprise the majority of minimum rent, accounting for 67 percent of the total minimum rent. Anchor tenant base rents can be summarized as follows:

================================================================================
                   Tenant       Demised Area (SF)    Initial Rent (PSF)
================================================================================
                  Wal-Mart          149,929                $ 8.12
--------------------------------------------------------------------------------
                  Marshalls          30,311                $ 9.00
--------------------------------------------------------------------------------
               Linens N Things      31,999                 $10.25
--------------------------------------------------------------------------------
                 Best Buy           45,000                 $12.50
--------------------------------------------------------------------------------
                Office Max          23,248                 $10.50
--------------------------------------------------------------------------------
               Barnes & Noble       25,200                 $14.50
================================================================================

      From the above we see base rent ranging from $8.12 to $14.50 per square foot. Lease terms generally are for 10 to 20 years and most tenants have options which we deem to be favorable. As such, it is not inherently necessary to forecast market rents for lease renewal. In the Addenda we have provided comparable rents for other big box tenants on a regional/national basis which supports the range of rents achieved at New Hope Commons.

Junior Anchor/Specialty Tenants

      The subject has several other large in-line tenants as well as several smaller regional/local tenants that contribute significant revenues to the operation of the center. Generally we see an inverse relationship between suite size and rent. That is, as the suite size increases, the average base rent starts to decline. Provided below is summary of achieved base rents for the balance of the space.

================================================================================


                                      -49-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

================================================================================
               Tenant               Demised Area (SF)   Initial Rent (PSF)
================================================================================
          Junior Anchors
================================================================================
              Michaels                   19,064               $ 9.10
              Old Navy                   17,512               $12.00
              Zany Brainy                13,010               $15.75
================================================================================
          Other Specialty Tenants
================================================================================
          Under   1,000 SF
               Wirefree Communications      600               $21.63
               Great Clips                  900               $19.06
--------------------------------------------------------------------------------
          1,001 to 3,000 SF
               Health Quest*              2,635               $17.00
               Chesapeake Bagel           2,400               $18.28
               Philly Steak               1,119               $19.06
--------------------------------------------------------------------------------
          3,001 to 5,000 SF
               Mattress Firm*             3,150               $18.64
               Dollar Tree*               4,050               $16.00
               Shoe Department            4,125               $15.50
--------------------------------------------------------------------------------
          5,001 to 10,000 SF
              Cosmetic Center             6,572               $15.50
              Party City                  8,000               $15.00
              Omega Sports                6,968               $14.64
              Men's Warehouse             5,000               $16.50
              Bikes USA*                  7,500               $19.10
================================================================================
          *    New or Pending Lease
================================================================================

      The subject has been the recipient of some new leasing. Stuarts Plus (Suite 102) went into bankruptcy and the space has been split between two tenants as follows:

      o Dollar Tree (102B) has signed a lease for 4,050 square to commence October 1997 for ten years. Initial rent is $16.00 per square foot and steps to $17.00 per square foot in year six.

      o Mattress Firm (102A) - Lease out for signature for the balance of the 3,150 square feet. Five year deal with 2 five-year options. Rent is $18.64 per square foot in base term stepping to $21.00 and $22.50 in each option period.

      The Mattress Firm lease is expected to be signed shortly. The combined rent is a substantial increase over the $13.25 per square foot Stuart's Plus was paying.

      o Health Quest (105) - Shoe Show is expected to terminate their lease and Health Quest will take the space "as is" . Shoe Show is paying $17.00 per square foot with a step to $18.00 per square foot in October 1997. The new Health Quest lease is at $17.00 per square foot with steps to $18.50 and $18.75 per square foot over the five year term. The lease is currently out for signature.

================================================================================


                                      -50-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

      o Bikes USA (123) - Neo Renaissance has signed their lease termination agreement which will allow Bikes USA to take over the space. The new lease is expected to commence October 1997 at an initial rent of $19.10 per square foot with 3 percent annual bumps.

      Overall, rents for the junior anchor tenants are in the $9.10 to $15.75 per square foot range while base rents for the smaller specialty tenants range from $14.64 to $19.10 per square foot.

      These lease transactions implicitly support the assumption that, typically, there is an inverse correlation between unit rates and the amount of space being leased. We recognize that, in practice, there are unit rate gradations with tenant categories based on such attributes as location within the center, unit frontage and depth, tenant type and credit worthiness, concessions/tenant allowances, etc. However, as the tenant mix and configuration may not be fixed over time, it is more appropriate to estimate what the average base rental levels paid at the property would be for the different tenant categories.

      We note that market rental rates for in-line spaces at the primary competition range between $10-$30 per square foot annually. Typical leases are triple net and run for three to ten years with annual CPI escalation's or set increases every three to five years. The rates at these centers, specifically Oxford Commons and South Square Mall, generally support the in-line rents reported at the subject. Due to the recent nature of the leasing activity at the subject, the rents attained at New Hope Commons present the best indication of current retail market rents.

Conclusion

      From the data, it is clear that current market rents at New Hope Commons are well supported by other competing properties as well as recent leasing activity in the center itself. The property enjoys an accessible location within a growing trade area which should only be strengthened by future commercial development along Highway 501-15 and in southwestern Durham. New Hope Commons is fully leased with no absorption of vacant space necessary for this analysis. On balance, we believe that the subject property should remain a viable shopping destination with a healthy trade area into the foreseeable future.

      After considering all of the above, relative to the subject's position in the market, we have utilized the following market rental rate assumptions for retail space at New Hope Commons.

================================================================================
                             Market Rent Projections
================================================================================
            Suite Size             Rental Rate Range            Market Rate
================================================================================
             Anchors                $ 8.00 to $14.50              $ 9.00
--------------------------------------------------------------------------------
          Under  1,000SF            $18.50 to $21.00              $20.00
--------------------------------------------------------------------------------
          1,000 - 2,999 SF          $17.00 to $18.50              $18.50
--------------------------------------------------------------------------------
          3,000 - 4,999 SF          $15.50 to $16.50              $17.50
--------------------------------------------------------------------------------
          5,000 - 10,000 SF         $13.25 to $18.00              $16.50
--------------------------------------------------------------------------------
          Junior Anchors            $ 9.00 to $16.00              $12.00
================================================================================

================================================================================


                                      -51-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

Lease Terms

      The typical lease term for new non-anchor retail leases in centers such as the subject generally ranges from three to ten years. Market practice dictates that it is not uncommon to get rent bumps throughout the lease term either in the form of fixed dollar amounts or a percentage increase based upon changes in some index, usually the Consumer Price Index (CPI). Often the CPI clause will carry a minimum (4 percent) annual increase and be capped at a higher maximum (6 to 7 percent) amount. Many leases at the subject property have set increases which escalate rent either annually or on specified dates throughout the lease term.

Concessions

      Free Rent

      Free rent is an inducement offered by developers to entice a tenant to locate in their project over a competitor's. This marketing tool has become popular in the leasing of office space, particularly in view of the over-building which has occurred in many markets. As a rule, most major retail developers have been successful in negotiating leases without including free rent. Our experience with large, retail centers shows that free rent is generally limited to new projects in marginal locations without strong anchor tenants that are having trouble leasing as well as older centers that are losing tenants to new malls in their trade area.

      The subject has effectively achieved 100 percent occupancy and is viewed as the premier retail center in the area. As such, we do not feel that it is necessary to offer free rent.

      Tenant Workletter

      Tenant build-out allowances are another form of inducement to tenants. A review of local environs suggests that tenant workletter is not typically offered but often times given as part of tenant negotiation. Some tenants at the subject were provided with build-out allowances in conjunction with the new construction of the center. This is typical of new construction during which tenants are given allowances covered in the construction budget. Generally, allowances vary lease by lease, depending upon build-out requirements and rental rates achieved. For this analysis, new tenants to the center are given an allowance of $5.00 per square foot, with renewal tenants receiving no allowance. Based on our turnover probability of 30 percent, the tenant allowance at rollover is equal to $1.50 per square foot in 1997. No allowance is provided for tenants exercising options.

Absorption

      The subject property is presently 100 percent leased. We are not aware of any pending vacancies, other than those mentioned for which replacement leases are negotiated. As such, an absorption discussion is not relevant.

Rent Growth Rates

      Market rent will, over the life of a prescribed holding period, quite obviously follow an erratic pattern. A review of investor's expectations regarding income growth shows that projections generally range between 3.00 and
4.00 percent for retail centers. Cushman & Wakefield's survey of pension fund, REITs, bank and insurance companies, and institutional

================================================================================


                                      -52-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

advisors reveals that current income forecasts are utilizing average annual growth rates between zero and 4.0 percent. The low and high mean is shown to be
2.91 and 3.55 percent, respectively

      The Peter F. Korpacz Investor Survey (Second Quarter 1997) shows power centers with average annual rent growth of 2.88 percent and strip centers with an average of 2.83 percent.

      The tenants' ability to pay rent is closely tied to its increases in sales. However, rent growth can also be impacted by competition and management's desire to attract and keep certain tenants that increase the center's synergy and appeal. With literally no lease-up to contend with as well as having the newest, most dominant center in the market, management is a formidable position to command higher rents. After considering the above, we have utilized a rent growth rate of 3.0 percent per year over the holding period.

Commissions

      Based upon our analysis of competing properties within the market as well as historic leasing activity at the subject, we have made an allowance for leasing commissions for this assignment. For new leases, a commission of $2.00 per square foot will be charged while renewal leases will be based on 50 percent of that schedule. With the 30/70 percent turnover/renewal probability assumption, the blended commission rate for 1997 is $1.30 per square foot of leased area.

Releasing Assumption

      Upon lease expiration, it is our best estimate that there is a 70 percent probability that an existing tenant will renew their lease, while the remaining 30 percent will vacate their space at expiration. Lease terms are for in-line specialty tenants are forecasted for 5 years. Our global market assumptions for non-anchor tenants may be summarized on the following chart.

================================================================================
                               Renewal Assumptions
                               Non-Anchor Tenants
================================================================================
                       Lease                         Free   Tenant Alterations
       Tenant Type     Term       Rent Steps         Rent      Commissions
================================================================================
      Under 1,000 SF   5 yrs.  $2.00/SF in Year 4    None          Yes
--------------------------------------------------------------------------------
      Over 1,000 SF    5 yrs.  $1.50/SF in Year 4    None          Yes
================================================================================

      Many tenants have set options to renew their leases. Option renewals have been compared to projected market rents in order to forecast the probability of tenant options being exercised.

================================================================================


                                      -53-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

Overage Rent

      In addition to the minimum base rent, tenants will typically contract to pay a percentage of their gross annual sales over a pre-established base amount as overage rent. Most leases have a natural breakpoint. In a few instances, the lease provides for a specified breakpoint sales level. The average overage percentage for small space retail tenants is in a range of 3 percent to 6 percent.

      Traditionally, it takes a number of years for a retail center to mature and gain acceptance before generating any sizable percentage income. As a center matures, the level of overage rents typically becomes a larger percentage of total revenue. It is one measure for protecting the equity investor against inflation.

      We have not initially forecasted any percentage rent for tenants in the center due to the nature of new construction of the project. We have modeled actual 1996 tenant sales where provided. Based upon these sales levels, together with our 3 percent annual growth rate, a very small amount of overage rent is forecasted at the end of the projection period. Thus, we feel that our conservative analysis warrants some upside to the projections.

Expense Reimbursement and Miscellaneous Income

      By lease agreement, tenants are required to reimburse the lessor for certain operating expenses. Included among these operating items are real estate taxes, insurance, and common area maintenance (CAM). In the first year of the investment, it is projected that the subject property will generate approximately $872,445 in reimbursements for these operating expenses. This estimate is equal to approximately $2.14 per square foot of owned GLA.

      Miscellaneous revenues in the first fiscal year of the cash flow are forecasted at $25,365. Revenues in this category include forfeited security deposits, lease termination fees, construction chargebacks, etc.

Common Area Maintenance

      Common area maintenance is recovered from tenants on a pro-rata share basis. Most tenants are charged an administrative fee between 5 and 15 percent. In many instances, management fees are also passed through to tenants through CAM billings. This is viewed as an aggressive leasing structure but one which appears to have been accepted by most of the specialty tenants, including the newest leases at the center.

      Before being passed through to the tenants, certain deductions are made from the CAM pool. A portion of Uptons' CAM payment is also excluded. On a calendar year basis, the 1997 budgeted common area maintenance expense is equal to $277,300, or $0.60 per square foot of total GLA.

Real Estate Taxes

      Real estate taxes are recovered on a pro-rata share basis for tenants at the center. Utilizing a 1997 tax expense of $451,803, equal to $459,710 in our fiscal model, the indicated recovery from typical in-line tenants is $1.13 per square foot.


                                      -54-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

==========================================================================================================
INCOME & EXPENSE ANALYSIS
New Hope Commons (Durham, North Carolina)                                    Owned GLA:            408,292
Cushman & Wakefield, Inc.

============================================================================================================
                                           Per Sq/Ft                  Per Sq/Ft                 Per Sq/Ft.
                               Actual       of GLA        Budget       of GLA    C&W Forecast     of GLA
                                1996         1996          1997         1997        FY 1998       FY 1998
============================================================================================================
OPERATING INCOME

  Rental Income:            $ 4,286,756  $     10.50   $ 4,442,479  $     10.88   $ 4,499,576   $     11.02
  Percentage Rent:          $         0  $      0.00   $         0  $      0.00   $         0   $      0.00
  Other:                    $    14,873  $      0.04   $     4,461  $      0.01   $    25,365   $      0.06
  Expense Recoveries:       $   819,630  $      2.01   $   909.041  $      2.23   $   872,445   $      2.14
                            -----------  -----------   -----------  -----------   -----------   -----------
  Potential Gross Income:   $ 5,121,259  $     12.54   $ 5,355,981  $     13.12   $ 5,397,386   $     13.22

  Vacancy/Credit Loss:      $         0  $      0.00   $         0  $      0.00   ($   60,713)  ($     0.15)
  TOTAL INCOME:             $ 5,121,259  $     12.54   $ 5,355,981  $     13.12   $ 5,336,673   $     13.07

OPERATING EXPENSES

  Common Area Maintenance:  $   208,640  $      0.51   $   277,300  $      0.68   $   282,153   $      0.69
  Real Estate Taxes:        $   440,615  $      1.08   $   447,285  $      1.10   $   459,710   $      1.13
  Insurance:                $   128,220  $      0.31   $   130,042  $      0.32   $    78,865   $      0.19
  Management Fee:           $   218,082  $      0.53   $   225,000  $      0.55   $   224,979   $      0.55
  Other Expenses            $    28,763  $      0.07   $     5,000  $      0.01   $    15,263   $      0.04
                            -----------  -----------   -----------  -----------   -----------   -----------
  Total Expenses:           $ 1,024,320  $      2.51   $ 1,084,627  $      2.66   $ 1,060,970   $      2.60
  Operating Expense Ratio            --         20.0%           --         20.3%           --          19.9%
NET OPERATING INCOME        $ 4,096,939  $     10.03   $ 4,271,354  $     10.46   $ 4,275,703   $     10.47
============================================================================================================
   * Includes contingencey for nonrecoverable miscellaneous expenses.
============================================================================================================

                                                                 Income Approach
================================================================================

Insurance

      Insurance expenses are recovered based upon a pro-rata share with a 15 percent administrative fee. In fiscal year 1998, an expense of $78,865 results in a recovery of $0.22 per square foot.

Allowance for Vacancy and Credit Loss

      Both the investor and the appraiser are primarily interested in the cash revenues that an income-producing property is likely to produce annually over a specified period of time rather than what it could produce if it were always 100 percent occupied and all the tenants were actually paying rent in full and on time. It is normally a prudent practice to expect some income loss, either in the form of actual vacancy or in the form of turnover, non-payment, or slow payment by tenants. We have reflected a provision for permanent vacancy and credit loss of 4.0 percent among the existing non-anchor tenants.

Effective Gross Income

      In the initial year of the investment, effective gross revenues ("Total Income" line on cash flow) are forecasted to amount to approximately $5.3 million, equivalent to $13.07 per square foot of appraised GLA.

================================================================================
                         Effective Gross Revenue-Summary
                      Initial Year of Investment - FY 1998
================================================================================
                                   Aggregate Sum    Unit Rate     Income Ratio
================================================================================
       Potential Gross Income        $5,372,021       $13.16          100.0%
--------------------------------------------------------------------------------
    Less: Vacancy and Credit Loss   ($   60,713)      $ 0.15            1.1%
--------------------------------------------------------------------------------
       Effective Gross Income        $5,336,673       $13.07           98.9%
================================================================================

Expenses

      The total expenses incurred in the production of income from the subject property are divided into two categories; reimbursable and non-reimbursable items. The expenses which are reimbursable include real estate taxes, insurance and common area maintenance, including the management fee. The non-reimbursable expenses associated with the subject property include a provision for miscellaneous expenses, as well as other expenses including a reserve for the replacement of short-lived capital components, leasing commissions and alteration costs associated with leasing space.

      The table on the facing page presents management's actual 1996 and 1997 budgeted expense items along with Cushman & Wakefield's adjusted figures for FY 1998. The table on the following facing page illustrates expenses reported by the Urban Land Institute (ULI) and the International Council of Shopping Centers
(ICSC). We have compared the owner's budgeted expense items with published data in order to support our adjusted expense figures.

     In total, Cushman & Wakefield has projected operating expenses of $2.60 per square foot on a fiscal basis. Our forecast of $2.60 per square foot is consistent with the data presented.

================================================================================


                                      -55-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

===============================================================================================================================
OPERATING EXPENSE STATISTICS                                                                    Power & Super-Community Centers
Cushman & Wakefield, Inc.                                                                                                  East
===============================================================================================================================
                             ULI        ULI           ULI         ULI         ULI        ULI        ULI         ULI        ICSC
                             ---        ---           ---         ---         ---        ---        ---         ---        ----
                           Power      Power        Super-      Super-      Super-     Super-  Community   Community  Power Ctrs
                        Centers/   Centers/    Community/   Community   Community  Community   Centers/    Centers/        U.S.
                            U.S.       U.S.          U.S.        U.S.        East       East       U.S.        U.S.       Total
                         Average     Median       Average      Median     Average     Median    Average      Median      Survey
===============================================================================================================================
----------------
Property Profile
----------------

Total GLA:               358,619     346,315      316,310     303,896     321,358    294,578    179,931     167,959          --
Total Owned GLA:         295,562     290,533      291,411     285,423     328,159    297,886    167,215     156,543          --
Avg. Sales/sf*:          $197.23     $199.81      $187.90     $183.44     $201.01    $169.23    $202.33     $197.73     $127.78
Anchor Sales/sf:              --          --           --         --           --         --         --          --     $244.00

----------------
Operating Income
----------------

Minimum Rent:              $7.02       $5.81        $6.35       $5.84       $6.10      $3.87      $6.47       $6.36       $6.92
Overage Rent:              $0.50       $0.19        $0.41       $0.29       $0.40      $0.38      $0.38       $0.27          --
CAM Charges:               $0.85       $0.68        $0.96       $0.80       $0.89      $0.78      $0.73       $0.61       $0.71
Property Taxes:            $0.65       $0.45        $0.63       $0.55       $0.82      $0.76      $0.67       $0.60       $0.80
Insurance:                 $0.07       $0.07        $0.05       $0.05       $0.04      $0.03      $0.07       $0.06       $0.11
Utilities:                 $0.27       $0.04        $0.36       $0.07       $0.00      $0.00      $0.19       $0.11       $0.07
Other:                     $0.00       $0.00        $0.19       $0.12       $0.36      $0.36      $0.17       $0.10       $0.08
------                     -----       -----        -----       -----       -----      -----      -----       -----       -----
Total Income:              $9.36       $9.01        $9.18       $8.55       $8.82      $6.31      $8.62       $8.27       $8.92

------------------
Operating Expenses
------------------

Total Maintenance**:       $1.29       $0.81        $1.22       $0.99       $1.24      $0.74      $0.87       $0.77       $0.62
Real Estate Taxes:         $1.10       $1.05        $0.91       $0.85       $1.14      $0.89      $0.91       $0.83       $1.01
Insurance:                 $0.15       $0.13        $0.15       $0.13       $0.16      $0.15      $0.14       $0.13       $0.10
Advertising:               $0.12       $0.05        $0.19       $0.11       $0.29      $0.10      $0.10       $0.05       $0.06
Administrative***:         $0.36       $0.43        $0.50       $0.49       $0.47      $0.38      $0.28       $0.31       $0.22
Management Fee:            $0.35       $0.32        $0.33       $0.31       $0.35      $0.33      $0.34       $0.32       $0.29
---------------            -----       -----        -----       -----       -----      -----      -----       -----       -----
Total Expenses:            $3.24       $3.21        $3.36       $3.07       $3.34      $3.10      $2.88       $2.72       $2.35

OER:                       34.6%       35.6%        36.6%       35.9%       37.9%      49.1%      33.4%       32.9%       26.3%

--------------------
Net Operating Income       $6.13       $5.39        $5.44       $5.22       $5.33      $3.81      $5.67       $5.33       $5.88
--------------------
===============================================================================================================================


===============================================================================================
OPERATING EXPENSE STATISTICS                                    Power & Super-Community Centers
Cushman & Wakefield, Inc.                                                                  East
===============================================================================================
                               ICSC           ICSC           ICSC           ICSC           ICSC
                               ----           ----           ----           ----           ----
                         Power Ctrs  Strip Centers  Strip Centers  Strip Centers  Strip Centers
                               U.S.           U.S.           U.S.           East           East
                            Centers       100,000-       200,000-        Centers        Centers
                         greater than                                   less than      less than
                           200,000sf      199,999sf      399,999sf      100,000sf      100,000sf
===============================================================================================
----------------
Property Profile
----------------

Total GLA:                       --        137,378        260,677         62,124        182,532
Total Owned GLA:                 --        133,557        232,127         62,048        178,373
Avg. Sales/sf*:             $118.55        $115.64        $137.23        $128.89        $130.10
Anchor Sales/sf:            $254.09        $264.52        $208.79        $343.34        $296.01

----------------
Operating Income
----------------

Minimum Rent:                 $7.09          $5.90          $6.50         $10.28          $7.27
Overage Rent:                    --             --             --             --             --
CAM Charges:                  $0.68          $0.67          $0.82          $1.04          $0.73
Property Taxes:               $0.80          $0.58          $0.84          $1.18          $0.82
Insurance:                    $0.10          $0.07          $0.07          $0.14          $0.09
Utilities:                    $0.12          $0.07          $0.08          $0.11          $0.08
Other:                        $0.10          $0.06          $0.05          $0.26          $0.08
------                        -----          -----          -----         ------          -----
Total Income:                 $9.15          $7.35          $8.25         $12.53          $9.19

------------------
Operating Expenses
------------------

Total Maintenance**:          $0.61          $0.72          $0.68          $1.17          $0.86
Real Estate Taxes:            $0.89          $0.70          $0.85          $1.48          $0.94
Insurance:                    $0.10          $0.11          $0.11          $0.20          $0.14
Advertising:                  $0.05          $0.05          $0.04          $0.04          $0.03
Administrative***:            $0.19          $0.09          $0.12          $0.10          $0.06
Management Fee:               $0.33          $0.26          $0.29          $0.43          $0.33
---------------               -----          -----          -----          -----          -----
Total Expenses:               $2.23          $1.97          $2.14          $3.67          $2.49

OER:               .          24.4%          26.8%          25.9%          29.3%          27.1%

--------------------
Net Operating Income          $6.30          $5.39          $5.96          $9.44          $6.50
--------------------

  * Average sales include all tenants except for ICSC figures which show non-anchor tenants.
 ** CAM expenses include repairs & maintenance, utilities, and security.
*** Management fees & bad debt allowances have been deducted from administrative costs.
    Management has been shown separately.

Source: Urban Land Institute "Dollars & Cents" (1995); International Council of Shopping Centers
        "The Score" (1996).
(Because the data are means/medians,detailed amounts do not add to totals).
================================================================================================

                                                                 Income Approach
================================================================================

Expense Growth Rates

      Expense growth rates are generally forecasted to be more consistent with inflationary trends than necessarily with competitive market forces. Unless otherwise cited, expenses are forecasted to grow by 3.0 percent per annum over the holding period.

Reimbursable Operating Expenses

      Provided below is a detailed discussion of the reimbursable expenses forecasted for the subject property. Expenses are expressed on the basis of our fiscal model.

      Common Area Maintenance - This expense category includes the annual cost of miscellaneous building maintenance contracts, parking lot maintenance, recoverable labor and benefits, landscaping, window cleaning, exterminating, supplies, exterior lighting, trash removal, utilities including common area energy, and other miscellaneous charges. As described, ownership can, in some instances, recover the cost of the property management fee which is estimated at 4.0 percent of minimum and percentage rent. In our analysis, we have forecasted a CAM expense prior to management of $282,153, equal to $0.69 per square foot of owned GLA which is consistent with ownership's budget.

      Insurance - Insurance projections of $78,865 have been calculated at $0.19 per square foot annually, based upon property and liability insurance with the company carrier. This unit rate is consistent with the property's budget as well as the comparable data presented.

      Real Estate Taxes - A complete discussion of real estate taxes was previously presented. In FY 1998, the total tax expense is equal to $1.13 per square foot, or $459,710.

      Management - The annual cost of managing the subject property is projected to be 4.0 percent of minimum rental and percentage income. In the initial year of our analysis, this amount is shown to be $224,979, equivalent to $0.55 per square foot of appraised GLA. Our estimate is reflective of a typical management agreement with a firm in the business of providing professional management services. This amount is also considered typical for a retail complex of this size. Our investigation into the market for this property type indicates an overall range of fee of 3 to 5 percent. We have chosen the mid-point of the range as we have reflected leasing commissions separately.

      Please note that this expense is not reimbursable by many of the tenants which primarily include the anchor/junior anchors.

Non-Reimbursable Expenses

      Total annual non-reimbursable expenses at the subject property are projected from accepted practices and industry standards. Again, we have analyzed each item of expenditure in an attempt to project what the typical investor in an property similar to the subject would consider reasonable, based upon projected operations, informed opinion and experience. The

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                                                             WAKEFIELD(R)
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                                                     ---------------------------

                                                                 Income Approach
================================================================================

following is a summary and discussion of non-reimbursable expenses incurred in the operation of subject property for the initial year.

      Miscellaneous - This catch-all category is provided for various miscellaneous and sundry expenses that ownership will typically incur. Such items are unrecovered repair and general and administrative costs, non-recurring expenses, expenses associated with maintaining vacant space and bad debts in excess of our credit loss provision would be included here. In the initial year, these miscellaneous items are forecasted to amount to approximately $15,263.

      Alterations - At the expiration of a lease, we have made a provision for the likely expenditure of some monies on ownership's part for tenant improvement allowances. In this regard, we have forecasted a cost of $5.00 per square foot for turnover space (initial cost growing at expense inflation rate) weighted by our turnover probability of 30 percent. For rollover space, no allowance is forecasted. Thus, the weighted rate is $1.50 per square foot.

      Leasing Commissions - Based upon our analysis of competing properties within the market as well as historic leasing activity at the subject, we have made an allowance for leasing commissions for this assignment. For new leases, a commission of $2.00 per square foot will be charged, while renewal leases will be charged $1.00 per square foot. With the 70/30 probability assumption, the blended commission rate for 1997 is $1.30 per square foot of leased area.

      Replacement Reserves - It is customary and prudent to set aside an amount annually for the replacement of short-lived capital items such as the roof, parking lot and certain mechanical items. We have forecasted a replacement reserve estimate of $40,829. On the basis of appraised GLA, this amount is equal to $0.10 per square foot, consistent with industry figures.

Net Income/Net Cash Flow

      The total expenses of the subject property including alterations, commissions, capital expenditures, and reserves are annually deducted from total income, thereby leaving a residual net operating income or net cash flow to the investor in each year of the holding period before debt service. In the initial year of investment, the net operating income is forecasted to be equal to $10.47 per square foot which is equivalent to 80.1 percent of effective gross income. Deducting other expenses including capital items results in a net cash flow of $10.37 per square foot, equivalent to 79.4 percent of effective gross income.

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                                      -57-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

================================================================================
                               Operating Summary
                      Initial Year of Investment - FY 1998
================================================================================
                                  Aggregate Sum  Unit Rate*  Operating Ratio
================================================================================
     Effective Gross Income         $5,336,673     $13.07         100.0%
      Operating Expenses            $1,060,970     $ 2.60          19.9%
         Net Income                 $4,275,703     $10.47          80.1%
       Other Expenses                $  40,829     $ 0.10            .8%
          Cash Flow                 $4,234,874     $10.37          79.4%
================================================================================
*   Based on total appraised GLA of 408,292+/- SF
================================================================================

      Our cash flow model has forecasted the following compound annual growth rates over the ten year holding period FY 1998-2007.

              Net Operating Income         1.3%
              Cash Flow                    1.3%

      Growth rates in net income and cash flow are forecasted to approximate 1.3 percent per annum which is typical of a center such as the subject where its income from anchor tenants is a principal revenue source with lease structures that contain only modest rent bumps.

Investment Parameters

      After projecting the income and expense components of the subject property, investment parameters must be set in order to forecast property performance over the holding period. These parameters include the selection of capitalization rates (both initial and terminal) and application of an appropriate discount or yield rate, also referred to as the internal rate of return (IRR).

Selection of Capitalization Rates

      Overall Capitalization Rate

      The overall capitalization rate bears a direct relationship between net operating income generated by the real estate in the initial year of investment (or initial stabilized year) and the value of the asset in the marketplace. Overall rates are affected by the existing leasing schedule of the property, the strength or weakness of the local rental market, the property's position relative to competing properties, and the risk/return characteristics associated with competitive investments.

      Recent surveys of prominent investors point towards a trend of rising capitalization and discount rates for retail as a general industry segment. Aggressive expansion in certain markets coupled with locational deficiencies and absence of tenant quality have posed problems for some investors in their underwriting.

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                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

      In addition, the recent turmoil among many of the nation's largest retail chains has not gone unnoticed by investors. Furthermore, quest for market share has caused many retailers to pursue aggressive expansion plans that may have negative long term implications. Equitable Real Estate Investment Management Inc. reports in their Emerging Trends in Real Estate - 1997 that, while power centers are considered one retail property type currently in a growth mode, most respondents feel that the oversupply of this type of retail will impact value gains for these property types to the extent they may lag regional malls in appreciation over a five and ten year time frame.

      The Cushman & Wakefield Autumn 1996 survey reveals that going-in cap rates for Class A [Neighborhood and Community] centers range between 8.50 and 10.50 percent, with a low average of 9.30 percent and high average of 9.80 percent, respectively; a spread of 50 basis points. Terminal, or going-out, rates are now
10.00 and 10.40 percent on average.

      For Class A Power Centers, going-in capitalization rates now range from
8.50 to 10.50 percent, with a low average of 9.40 percent and a high average of
9.50 percent. Terminal rates average 9.70 and 10.10 percent for the power center format, while discount rates run 10.50 to 12.00. The low IRR mean is 11.50 percent, with a high mean of 11.70 percent.

================================================================================
                   Cushman & Wakefield Valuation Advisory Services
               National Investor Survey - Power Retail - Autumn 1996
================================================================================
  Investment      Power Centers and Big Box        Neighborhood/Community
  Parameters         Low            High            Low             High
================================================================================
  OAR/Going-In   8.50-10.50%     9.00-10.50%     8.50-10.50%     9.00-10.50%
                    9.40%           9.50%           9.30%           9.80%
--------------------------------------------------------------------------------
  OAR/Terminal   9.50-10.50%     9.50-10.50%     9.50-10.50%     10.00-11.00%
                    9.70%          10.10%          10.00%          10.40%
--------------------------------------------------------------------------------
  IRR            10.50-15.00%    10.50-15.00%    10.00-15.00%    10.00-15.00%
                   11.50%          11.70%          11.90%          12.10%
================================================================================

      The Second Quarter 1997 Peter F. Korpacz survey of the National Power Center Market finds that overall capitalization rates remained stable while terminal and discount rates rose 8 basis points over the last quarter. Current going-in rates present a range of 8.75 to 10.50 percent, with an average of 9.50 percent. However, the low end of the range increased by 25 basis points to 8.75 percent. Terminal rates suggest a slight spread over going-in rates, with a range of 9.00-11.50 percent and an average of 9.96 percent. The average IRR is shown to be 11.33 percent, with a range between 9.50-12.50 percent. Again the low end of the range increased but this time the spread is by 50 basis points.

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                                      -59-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

                          NATIONAL POWER CENTER MARKET
                             Second Quarter 1997
                                  CURRENT        LAST
           KEY INDICATORS         QUARTER       QUARTER        YEAR AGO
================================================================================
       Free & Clear Equity IRR
       RANGE                            9.50-12.50%    9.00-12.50%        N/A
       AVERAGE                             11.33%         11.25%
       CHANGE (Basis Points)                 --            +8             N/A
       Free & Clear Going-in Cap Rate
       RANGE                            8.75-10.50%    8.50-10.50%        N/A
       AVERAGE                              9.58%          9.58%
       CHANGE (Basis Points)                 --             0             N/A
       Residual Cap Rate
       RANGE                            9.00-11.50%    8.50-11.50%        N/A
       AVERAGE                              9.96%          9.88%
       CHANGE (Basis Points)                 --            +8             N/A
================================================================================
       Source: Peter Korpacz Associates, Inc. Real Estate Investor Survey - Second Qtr. 1997
================================================================================

      The survey goes on to note that because of overbuilding in many markets, power centers are less enticing to institutional buyers than they were a short time age. Buyer criteria includes a tenant alignment of the dominant category retailers, good demographics with income and population growth projected at or above regional norms, and the "A+" location in that particular market. The most desirable center in a particular market is the dominant property which has created a true barrier to entry.

      Overall rates are a function of income growth in a particular income stream. Typically, long term leases which are written for anchor tenants tend to be flat with little or no upside. As such, cap rates tend to be higher in centers which have a higher percentage of big box space (upwards to 100 percent) and lower in centers where a higher percentage (20 to 25 percent) of the GLA is occupied by shorter term in-line stores.

      Most retail properties that are considered institutional grade are existing, seasoned centers with good inflation protection that offer stability in income and are strongly positioned to the extent that they are formidable barriers to new competition. Equally important are centers which offer good upside potential after face-lifting, renovations, or expansion.

      Investors have recognized that the retail landscape has been fundamentally altered by consumer lifestyles changes, industry consolidations and bankruptcies. Trends toward more casual dress at work and consumers growing pre-occupation with their leisure and home lives have created the need for refocused leasing efforts to bring those tenants to the center that help differentiate them from the competition. As such, entertainment, a loosely defined concept, is one of the most common directions new centers have taken with multiplexes, restaurants and other specialty tenants entering the merchandising mix.

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                                                                 Income Approach
================================================================================

      A trend toward bringing in larger specialty and category tenants to the center is also in evidence. The risk from an owners standpoint is finding that mix which works the best. Nevertheless, the effect of these changes have been a rise in rates as investors find it necessary to adjust their risk premiums in their underwriting.

      In the Sales Comparison Approach, our survey of comparable sales showed overall capitalization rates ranging from 9.10 percent to 10.00 percent for good quality community and power centers nationwide. The overall mean for the sales presented is 9.52 percent. From the surveys and comparable sales presented, we would be inclined to consider a going-in capitalization rate for the between
9.75 and 10.00 percent.

      Finally, we have considered the subject's position in the market and anchor tenancy. New Hope Commons is a well-located specialty power center in an attractive growth market. It has a unique tenant alignment and well matched merchandising mix with several good credit tenants. By virtue of the lease structure with many of the major tenants, rental growth will tend to lag general inflation. The upside will be through the ultimate attainment of overage rent, something we have not forecasted due to lack of adequate sales history. Nonetheless, an investor has recognized this real short term potential in the selection of a capitalization rate.

      In our selection of cap rates for the subject property, we have placed specific emphasis on the quality and durability of the forecasted income stream. On balance, we find that the subject can be classified as a good quality, well-located center in an area which has seen recent retail interest.

      Based upon the rate information derived from the comparable sales and investor surveys, we believe that a property with the characteristics of the subject would potentially trade at an overall rate between 9.75 and 10.00 percent.

     Terminal Capitalization Rate

      The residual cash flows annually generated by the subject property comprise only the first part of the return which an investor will receive. The second component of this investment return is the pretax cash proceeds from the resale of the property at the end of a projected investment holding period. Typically, investors will structure a provision in their analyses in the form of a rate differential over a going-in capitalization rate in projecting a future disposition price. The view is that the improvement is then older and the future is harder to visualize hence a slightly higher rate is warranted for added risks in forecasting. On average, the C&W rate survey shows a 30-60 basis point differential. The Korpacz survey shows a spread of 38 basis points.

      For the subject, however, we do not believe that it is necessary to add much of a point spread to the terminal rate due to the fact that forecasted income growth is relatively flat and that the subject has the potential to be into percentage rent in future years.

      Therefore, a projected terminal capitalization rate ranging from 9.75 to
10.25 percent is indicated for the subject property. Thus, this range of rates is applied to the following year's net operating income before reserves, capital expenditures, leasing commissions and alterations as it would be the first received by a new purchaser of the subject property.

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                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                                 Income Approach
================================================================================

Selection of Discount Rate

      The discounted cash flow analysis makes several assumptions which reflect typical investor requirements for yield on real property. These assumptions are difficult to directly extract from any given market sale or by comparison to other investment vehicles. Instead, investor surveys of major real estate investment funds and trends in bond yield rates are often cited to support such analysis.

      A yield or discount rate differs from an income rate, such as cash-on-cash (equity dividend rate), in that it takes into consideration all equity benefits, including the equity reversion at the time of resale and annual cash flow from the property. The internal rate of return is the single-yield rate that is used to discount all future equity benefits (cash flow and reversion) into the initial equity investment. Thus, a current estimate of the subject's present value may be derived by discounting the projected income stream and reversion year sale at the property's yield rate.

      Yield rates on long term real estate investments range widely between property types. As cited in Cushman & Wakefield's Autumn 1996 survey, investors in power retail centers are currently looking at broad rates of return between
10.50 and 15.00 percent. The indicated low and high means are 11.50 and 11.70 percent, respectively, for power centers. Peter F. Korpacz reports an average internal rate of return of 11.33 percent for national power center in their Second Quarter 1997 survey, with a range between 9.50-12.50 percent.

      The yield rate on a long term real estate investment can also be compared with yield rates offered by alternative financial investments since real estate must compete in the open market for capital. In developing an appropriate risk rate for the subject, consideration has been given to a number of different investment opportunities. The following is a list of rates offered by other types of securities.

================================================================================
           Market Rates and Bond Yields(%)          July 10, 1997
================================================================================
           Reserve Bank Discount Rate                   5.00%
--------------------------------------------------------------------------------
           Prime Rate (Monthly Average)                 8.50%
--------------------------------------------------------------------------------
           3-Month Treasury Bills                       4.96%
--------------------------------------------------------------------------------
           U.S. 10-Year Notes                           6.24%
--------------------------------------------------------------------------------
           U.S. 30-Year Bonds                           6.56%
--------------------------------------------------------------------------------
           Telephone Bonds                              7.63%
--------------------------------------------------------------------------------
           Municipal Bonds                              5.56%
================================================================================
           Source: New York Times
================================================================================

      This compilation of yield rates from alternative investments reflects varying degrees of risk as perceived by the market. Therefore, a riskless level of investment might be seen in a three month treasury bill at 4.96 percent. A more risky investment, such as telephone bonds, would currently yield a much higher rate of 7.63 percent. The prime rate is currently 8.50 percent, while the discount rate is 5.00 percent. Ten year treasury notes are currently yielding around 6.24 percent, while 30-year bonds are at 6.56 percent.

================================================================================


                                      -62-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     ---------------------------

                                                                 Income Approach
================================================================================

      Real estate investment typically requires a higher rate of return (yield) and is much influenced by the relative health of financial markets. A retail center investment tends to incorporate a blend of risk and credit based on the tenant mix, the anchors that are included (or excluded) in the transaction, and the assumptions of growth incorporated within the cash flow analysis. An appropriate discount rate selected for a retail center thus attempts to consider the underlying credit and security of the income stream, and includes an appropriate premium for liquidity issues relating to the asset.

      There has historically been a consistent relationship between the spread in rates of return for real estate and the "safe" rate available through long-term treasuries or high-grade corporate bonds. A wider gap between return requirements for real estate and alternative investments has been created in recent years due to illiquidity issues, the absence of third party financing, and the decline in property values.

      Investors have suggested that the retail investment market has become increasingly "tiered" over the past two years. The country's premier properties are considered to have the strongest trade areas, excellent anchor alignments, and significant barriers of entry to future competitive supply. It is our opinion that the subject would attract strong interest from institutional investors if offered for sale in the current marketplace.

      In addition, application of these rate parameters to the subject should entail some sensitivity to the rate at which leases will be expiring over the projection period. A forecasted lease expiration schedule for the subject is included in the Addenda and reference is made thereto. Here we see that only 5.5 percent of the GLA expires over the holding period.

      We would note that much of the risk factored into such an analysis is reflected in the assumptions employed within the cash flow model, including rent and sales growth, turnover, reserves for replacement, and vacancy provisions.

      Finally, we also recognize that over 80.0 percent of base rental income will, on average, come from anchor major/tenants whose creditworthiness adds stability to the cash flow.

      We have briefly discussed the investment risks associated with the subject. On balance, it is our opinion that an investor in the subject property would require an internal rate of return between 10.50 and 11.00 percent for the center as it is operating on a stabilized basis.

Present Value Analysis

      Analysis by the discounted cash flow method is examined over a holding period that allows the investment to mature, the investor to recognize a return commensurate with the risk taken, and a recapture of the original investment. Typical holding periods usually range from 10 to 20 years and are sufficient for the majority of institutional grade real estate such as the subject to meet the criteria noted above. In the instance of the subject, we have analyzed the cash flows anticipated over a 10-year period commencing on August 1,1997.

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                                      -63-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

      A sale or reversion is deemed to occur at the end of the 10th year (July 31, 2007), based upon capitalization of the following year's net operating income. This is based upon the premise that a purchaser in the 10th year is buying the following year's net income. Therefore, our analysis reflects this situation by capitalizing the first year of the next holding period.

      The present value is formulated by discounting the property cash flows at various yield rates. The yield rate utilized to discount the projected cash flow and eventual property reversion has been based on an analysis of anticipated yield rates of investors dealing in similar investments. The rates reflect acceptable expectations of yield to be achieved by investors currently in the marketplace shown in their current investment criteria and as extracted from comparable property sales.

================================================================================


                                      -64-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
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

                                                                 Income Approach
================================================================================

Cash Flow Assumptions

      Our cash flows forecasted for the property have been presented. To reiterate, the formulation of these cash flows incorporate the following general assumptions in our computer model:

================================================================================
            SUMMARY OF CRITICAL ASSUMPTIONS FOR DISCOUNTED CASH FLOW
================================================================================
  SUBJECT PROPERTY                                         NEW HOPE COMMONS
================================================================================
  SQUARE FOOTAGE RECONCILIATION
================================================================================
  TOTAL GROSS LEASABLE AREA (OWNED)                           408,292+/- SF
      ANCHOR/JUNIOR ANCHOR TENANT GLA                         355,273+/- SF
      SPECIALTY SHOP GLA                                       53,019+/- SF
================================================================================
  MARKET RENT/SALES CONCLUSIONS
================================================================================
  MARKET RENT ESTIMATES (1997/98)
      TENANTS UNDER 1,000 SF                                      $20.00/SF
      TENANTS 1,001 - 3,000 SF                                    $18.50/SF
      TENANTS 3,001 - 5,000 SF                                    $17.50/SF
      TENANTS 5,001 -10,000 SF                                    $16.50/SF
      TENANTS OVER   10,000 SF                                    $12.00/SF
  RENTAL BASIS                                                          NNN
  MARKET RENTAL GROWTH RATE                                         3.0%/YR
  CREDIT RISK LOSS                                                     4.0%
================================================================================
  VACANCY & TYPICAL LEASE TERM
================================================================================
  AVERAGE LEASE TERM (SMALL SHOP)                                   5 Years
  RENEWAL PROBABILITY                                                 70.0%
  WEIGHTED AVERAGE DOWNTIME                                        2 Months
  CURRENT OCCUPANCY                                                    100%
================================================================================
  OPERATING EXPENSE DATA
================================================================================
  LEASING COMMISSIONS
      NEW TENANTS                                                  $2.00/SF
      RENEWAL TENANTS                                              $1.00/SF
  TENANT IMPROVEMENT ALLOWANCE
      NEW TENANT                                                   $5.00/SF
      RENEWAL TENANT                                                   NONE
  EXPENSE GROWTH RATE                                               3.0%/YR
  TAX GROWTH RATE                                                   3.0%/YR
  MANAGEMENT FEE                                                         4%
  (BASED ON MINIMUM & PERCENTAGE RENT)
  CAPITAL RESERVES (PSF OF GLA)                                    $0.10/SF
================================================================================

================================================================================


                                     -65-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     ---------------------------

====================================================================================================================================
SENSITIVITY ANALYSIS
New Hope Commons                       1            2             3            4            5            6            7            8
Cushman & Wakefield, Inc.           1998         1999          2000         2001         2002         2003         2004         2005
====================================================================================================================================
Effective Gross Income:       $5,336,673   $5,412,130    $5,452,146   $5,600,569   $5,673,232   $5,721,013   $5,783,190   $5,840,758
Operating Expenses:           $1,060,970   $1,088,438    $1,114,965   $1,147,729   $1,177,397   $1,206,608   $1,237,280   $1,268,592
Net Operating Income:         $4,275,703   $4,323,692    $4,337,181   $4,452,840   $4,495,835   $4,514,405   $4,545,910   $4,572,166
Net Cash Flow:                $4,234,874   $4,281,638    $4,293,865   $4,406,462   $4,449,881   $4,458,209   $4,497,158   $4,521,951
Property Value:              $43,200,000


Net Sales Price:             $42,372,182  $42,504,374   $43,637,832  $44,059,183  $44,241,169  $44,549,918  $44,807,227  $46,073,642
Net Cash Flow:                $4,234,874   $4,281,638    $4,293,865   $4,406,462   $4,449,881   $4,458,209   $4,497,158   $4,521,951
  -NOI Return:                     9.90%       10.01%        10.04%       10.31%       10.41%       10.45%       10.52%       10.58%
  -Cash-On-Cash Return:            9.80%        9.91%         9.94%       10.20%       10.30%       10.32%       10.41%       10.47%

Discounted Income Stream
Discounted Sales Price:      $38,259,306  $34,653,424   $32,124,173  $29,286,097  $26,552,653  $24,142,626  $21,925,117  $20,356,479
Discounted Cash Flow:         $3,823,814   $3,490,780    $3,160,947   $2,928,971   $2,670,728   $2,416,006   $2,200,554   $1,997,910
Net Present Value:           $42,083,120  $41,968,018   $42,599,714  $42,690,609  $42,627,893  $42,633,872  $42,616,917  $43,046,189



====================================================================================
SENSITIVITY ANALYSIS
New Hope Commons                     9           10          11      CAGR       CAGR
Cushman & Wakefield, Inc.         2006         2007        2008   1998-07    2000-07
====================================================================================
Effective Gross Income:     $6,007,927   $6,145,276  $6,188,367      1.6%       1.7%
Operating Expenses:         $1,306,535   $1,343,321  $1,376,699      2.7%       2.7%
Net Operating Income:       $4,701,392   $4,801,955  $4,811,668      1.3%       1.5%
Net Cash Flow:              $4,605,369   $4,748,682                  1.3%       1.4%
Property Value:                         $47,154,346                  1.0%

                                                                  Average Returns
Net Sales Price:           $47,059,159  $47,154,346               Over Holding Period
Net Cash Flow:              $4,605,369   $4,748,682               -------------------
  -NOI Return:                  10.88%       11.12%               NOI           10.4%
  -Cash-On-Cash Return:         10.66%       10.99%               Cash          10.3%

Discounted Income Stream                                          Yield Composition
                                                                  -------------------
Discounted Sales Price:    $18,773,729  $16,985,736               Reversion     39.3%
Discounted Cash Flow:       $1,837,261   $1,710,550               Cash Flow     60.7%
Net Present Value:         $43,300,700  $43,223,258                            ------
                                                                               100.0%

================================================================================
ASSUMPTIONS & CONCLUSIONS
================================================================================
Value Range:                       Low           High          Conclusion
Discount Rate:                    11.25%        10.50%             10.75%
Terminal Cap Rate:                10.50%         9.75%             10.00%
================================================================================
Value Range/Conclusion:      $41,147,410   $44,341,252        $43,200,000
--------------------------------------------------------------------------------
  -Going-In Cap Rate:             10.39%         9.64%              9.90%
--------------------------------------------------------------------------------
  -Price/sf Owned GLA:            $78.27        $84.35             $82.18
--------------------------------------------------------------------------------
  -Price/sf Mall Shop GLA        $211.80       $228.24            $222.37
================================================================================


                                [GRAPHIC OMITTED]

                               NOI vs. Cash Flow

================================================================================
SALE-YIELD MATRIX
--------------------------------------------------------------------------------
Net Reversion     Terminal                 Discount Rate (IRR)
Cost of Sale: Capitalization  --------------------------------------------------
   2.00%           Rate          10.50%       10.75%       11.00%       11.25%
================================================================================
$48,363,432        9.75%      $44,341,252  $43,658,789  $42,990,817  $42,336,977
--------------------------------------------------------------------------------
$47,154,346       10.00%      $43,895,766  $43,223,258  $42,564,996  $41,920,628
--------------------------------------------------------------------------------
$46,004,240       10.25%      $43,472,011  $42,808,971  $42,159,946  $41,542,590
--------------------------------------------------------------------------------
$44,908,901       10.50%      $43,068,434  $42,414,413  $41,774,185  $41,147,410
================================================================================


                                [GRAPHIC OMITTED]

                          NPV vs. Sales Price By Year

===============================================================================

                                                                 Income Approach
================================================================================

================================================================================
            RATES OF RETURN                                   AS IS
================================================================================
            CASH FLOW START DATE                                8/01/97
--------------------------------------------------------------------------------
            DISCOUNT RATE                                  10.50-11.00%
--------------------------------------------------------------------------------
            GOING-IN CAPITALIZATION RATE                    9.75-10.00%
--------------------------------------------------------------------------------
            TERMINAL CAPITALIZATION RATE                    9.75-10.25%
--------------------------------------------------------------------------------
            REVERSIONARY SALES COSTS                              2.00%
--------------------------------------------------------------------------------
            HOLDING PERIOD                                     10 Years
================================================================================

Discounted Cash Flow

      For a property such as the subject, it is our opinion that an investor would require an all cash discount rate in the range of 10.50 to 11.00 percent on an "as is" operating basis. Accordingly, we have discounted the projected future pre-tax cash flows to be received by an equity investor in the subject property to a present value so as to yield 10.50 to 11.00 percent at 25 basis point intervals on equity capital over the holding period. This range of rates reflects the risks associated with the investment. Discounting these cash flows over the range of yield and terminal rates now being required by participants in the market for this type of real estate places additional perspective upon our analysis. A valuation matrix for the subject appears on the Facing Page.

      Through such a sensitivity analysis, it can be seen that the present value of the subject property varies from approximately $42.1 to $44.3 million "as is". Giving consideration to all of the characteristics of the subject previously discussed, we feel that a prudent investor would require a yield which falls near the middle of the range outlined above for this property. Accordingly, we believe that based upon all of the assumptions inherent in our cash flow analysis, an investor would look toward as IRR around 10.75 percent and a terminal rate around 10.00 percent as being most representative of the subject's value in the market.

      In view of the analysis presented here, it becomes our opinion that the discounted cash flow analysis indicates a Market Value for the subject property as of July 11, 1997 of $43,200,000.

      We note that the computed equity yield is not necessarily the true rate of return on equity capital. This analysis has been performed on a pre-tax basis. The tax benefits created by real estate investment will serve to attract investors to a pre-tax yield which is not the full measure of the return on capital.

================================================================================


                                      -66-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

Direct Capitalization

      To further support our value conclusion derived via the discounted cash flow, we have also utilized the direct capitalization method. In direct capitalization, an overall rate is applied to the net operating income of the subject property. In this case, we will again consider the indicated overall rates from the comparable sales in the Sales Comparison Approach as well as those rates established in our Investor Survey. In view of our total analysis, we would anticipate that the subject property would trade at an overall rate of approximately 9.75 to 10.00 percent applied to first year income. Applying these rates to first stabilized year net operating income before reserves, alterations, and other expenses for the subject of $4,275,703 results in a value of approximately $42.8 to $43.8 million. From this range, we would be inclined to conclude at a Market Value of $44,000,000 via Direct Capitalization as of July 11, 1997. This value is indicative of an overall rate of 9.72 percent.

================================================================================


                                      -67-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                    RECONCILIATION AND FINAL VALUE ESTIMATE

      A summary of the value indications for the subject is set forth below.

================================================================================
                                  Value Summary
================================================================================
              Sales Comparison Approach     $43,000,000 - $44,000,000
--------------------------------------------------------------------------------
              Income Approach
                  Discounted Cash Flow             $43,200,000
                  Direct Capitalization            $44,000,000
================================================================================

      Three approaches to value have been utilized for this analysis. In general terms, the approaches included provide complimentary results, each approach or technique supporting the other. Between the high and low range supported by each methodology, we see a variance of about 2.3. percent.

Sales Comparison Approach

      The Sales Comparison Approach has arrived at a value for the subject property by analyzing historical arms-length transactions, reducing the gathered information to common units of comparison, adjusting the sale data for differences with the subject, and interpreting the results to yield a meaningful value conclusion. The basis of these conclusions was the cash-on-cash return based on net income and the adjusted price per square foot of gross leasable area sold.

      The process of comparing historical sales data to assess what purchasers have been paying for similar type properties is weak in estimating future expectations. Although the unit sale price yields comparable conclusions, it is not the primary tool by which the investor market for a property like the subject operates. In addition, no two properties are alike with respect to quality of construction, location, market segmentation and income profile. As such, subjective judgment necessarily becomes a part of the comparative process. The usefulness of this approach is that it interprets specific investor parameters established in their analysis and ultimate purchase of a property. In light of the above, this methodology is best suited as support for the conclusions of the "Income Approach". It provides useful market extracted rates of return, such as overall rates, to simulate investor behavior in the "Income Approach".

Income Approach

      Discounted Cash Flow Analysis

      The subject property is highly suited to analysis by the discounted cash flow method (DCF) as it will be bought and sold in investment circles. The focus on property value in relation to anticipated income is well founded since the basis for investment is profit in the form of return or yield on invested capital.

      The subject property, as an investment vehicle, is sensitive to all changes in the economic climate and the economic expectations of investors. The discounted cash flow analysis may easily reflect changes in the economic climate of investor expectations by adjusting the variables used to qualify the model. In the case of the subject property, the DCF

================================================================================


                                      -68-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                         Reconciliation and Final Value Estimate
================================================================================

can analyze existing leases, probabilities of future rollovers and turnovers, and reflect the expectations of overage rents. Essentially, the DCF can model many of the dynamics of a complex shopping center.

      Particular emphasis is placed on the results of the discounted cash flow analysis because of the applicability of this method in accounting for the specific characteristics of the property, as well as being the tool used by many purchasers.

Capitalization

      Direct capitalization has its basis in capitalization theory and uses the premise that the relationship between income and sales price may be expressed as a rate or its reciprocal, a multiplier. This process selects rates derived from the marketplace, in much the same fashion as the "Sales Comparison Approach", and applies this to a projected net operating income to derive a sale price. The weakness here is the idea of using one year of cash flow as the basis for calculating a sale price. This is simplistic in its view of expectations and may sometimes be misleading. If the year chosen for the analysis of the sale price contains an income steam that is over or understated, this error is compounded by the capitalization process. Nonetheless, real estate of the subject's caliber is commonly purchased on a direct capitalization basis. Overall, this methodology has been given important consideration in our total analysis, due to the subject's stabilized operations.

Conclusions

      We have briefly discussed the applicability of each of the methods presented. Because of certain vulnerable characteristics in the Sales Comparison Approach, it has been used as supporting evidence and as a final check on the value conclusion indicated by the Income Approach methodologies. The ranges in value exhibited by the Income Approach are consistent with the leasing profiles. Each indicates complimentary results with the Sales Comparison Approach, the conclusions being supportive of each method employed, and neither range being extremely high or low in terms of the other.

      As a result of our analysis, we have formed an opinion that the market value of the leased fee estate in the referenced property, subject to the assumptions, limiting conditions, certifications, and definitions, as of July 11,1997, was:

                FORTY THREE MILLION FIVE HUNDRED THOUSAND DOLLARS
                                   $43,500,000

================================================================================


                                      -69-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Appraisal" means the appraisal report and opinion of value stated therein; or the letter opinion of value, to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Appraisal.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Appraisal.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Appraisal.

This appraisal is made subject to the following assumptions and limiting conditions:

1. This is a Summary Appraisal Report which is intended to comply with the reporting requirements set forth under Standard Rule 2-2(b) of the Uniform Standards of Professional Appraisal Practice for a Summery Appraisal Report. As such, it might not include full discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning, and analyses is retained in the appraiser's file. The information contained in this report is specific to the needs of the client and for the intended use stated in this report. The appraiser is not responsible for unauthorized use of this report.

2. No opinion is intended to be expressed and no responsibility is assumed for the legal description or for any matters which are legal in nature or require legal expertise or specialized knowledge beyond that of a real estate appraiser. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

3. The information contained in the Appraisal or upon which the Appraisal is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraiser nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits and factual matters.

4. The opinion of value is only as of the date stated in the Appraisal. Changes since that date in external and market factors or in the Property itself can significantly affect property value.

5. The Appraisal is to be used in whole and not in part. No part of the Appraisal shall be used in conjunction with any other appraisal. Publication of the Appraisal or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise stated in the letter of engagement, the Appraisal may not be used by any person other than the party to whom it is addressed or for purposes other than that for which it was prepared. No part of the Appraisal shall be conveyed to the public through advertising, or used in any sales or promotional material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

================================================================================


                                      -70-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             Assumptions and Limiting Conditions
================================================================================

6. Except as may be otherwise stated in the letter of engagement, the Appraiser shall not be required to give testimony in any court or administrative proceeding relating to the Property or the Appraisal.

7. The Appraisal assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state and local zoning and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Appraisal; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimate contained in the Appraisal is based.

8. The physical condition of the improvements considered by the Appraisal is based on visual inspection by the Appraiser or other person identified in the Appraisal. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components

9. The forecasted potential gross income referred to in the Appraisal may be based on lease summaries provided by the owner or third parties. The Appraiser has reviewed lease documents and assumes no responsibility for the authenticity or completeness of lease information provided by others. C&W recommends that legal advice be obtained regarding the interpretation of lease provisions and the contractual rights of parties.

10. The forecasts of income and expenses are not predictions of the future. Rather, they are the Appraiser's best estimates of current market thinking on future income and expenses. The Appraiser and C&W make no warranty or representation that these forecasts will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Appraisal, envisages for the future in terms of rental rates, expenses, supply and demand.

11. Unless otherwise stated in the Appraisal, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance of the improvements or may be located at or about the Property was not considered in arriving at the opinion of value. These materials (such as formaldehyde foam insulation, asbestos insulation and other potentially hazardous materials) may adversely affect the value of the Property. The Appraisers are not qualified to detect such substances. C&W recommends that an environmental expert be employed to determine the impact of these matters on the opinion of value.

12. Unless otherwise stated in the Appraisal, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in arriving at the opinion of value. Failure to comply with the requirements of the ADA may adversely affect the value of the property. C&W recommends that an expert in this field be employed.

================================================================================


                                      -71-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                I certify that, to the best of our knowledge and belief:

1. Richard W. Latella, MAI, Senior Director, Retail Valuation Group inspected the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event. The appraisal assignment was not based on a requested minimum valuation, a specific valuation or the approval of a loan.

6. No one provided significant professional assistance to the persons signing this report.

7. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Richard W. Latella has completed the requirements of the continuing education program of the Appraisal Institute.

      Richard W. Latella, MAI
      Senior Director
      Retail Valuation Group
      North Carolina Temporary Practice Permit #869

================================================================================


                                      -72-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                         ADDENDA
================================================================================

                            NATIONAL RETAIL OVERVIEW

                               COMPARABLE RENTALS

                               SUBJECT RENT ROLL

                              SUBJECT SALES REPORTS

                         PRO-JECT LEASE ABSTRACT REPORT

                           PRO-JECT ASSUMPTION REPORT

                         PRO-JECT TENANT REGISTER REPORT

                        PRO-JECT LEASE EXPIRATION REPORT

                             ENDS FULL DATA REPORTS

               STATE OF NORTH CAROLINA TEMPORARY APPRAISAL LICENSE

                           APPRAISERS' QUALIFICATIONS

================================================================================


                                     -73-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                     ======================================
                           CUSHMAN & WAKEFIELD, INC.
                            NATIONAL RETAIL OVERVIEW
                     ======================================


                             Retail Valuation Group
                             Richard W. Latella, MAI
                                 Senior Director

                                                 NATIONAL RETAIL MARKET OVERVIEW
================================================================================

Introduction

      Shopping centers constitute the major form of retail activity in the United States today. Approximately 55 percent of all non-automotive retail sales occur in shopping centers. It is estimated that consumer spending accounts for about two-thirds of all economic activity in the United States. As such, retail sales patterns have become an important indicator of the country's economic health.

      The early part of the 1990s was a time of economic stagnation and uncertainty in the country. The gradual recovery, which began as the nation crept out of the last recession, has shown some signs of weakness as corporate downsizing has accelerated. But as the recovery period reaches into its fifth year and the retail environment remains volatile, speculation regarding the nation's economic future remains. It is this uncertainty which has shaped recent consumer spending patterns. We shall first provide a brief overview of broad economic measures that are important in terms of long range retail sales forecasting and general investment underwriting. This is followed by a discussion of retail sales trends along with selected statistics of the shopping center industry. Also included is a discussion of contemporary industry trends, valuation issues and a brief overview of the REIT market.

Personal Income and Consumer Spending

      Americans' personal income advanced by eight-tenths of a percent in December, which helped raise income for all of 1996 by 5.5 percent. This was less than 1995 but it far outpaced the 2.5 percent in 1994.

     =====================================================================
                   Personal Income                Consumer Spending
     =====================================================================
              Year              % Change     Year                % Change
     =====================================================================
              1993                4.7        1993                  5.8
     ---------------------------------------------------------------------
              1994                2.5        1994                  5.5
     ---------------------------------------------------------------------
              1995                6.1        1995                  4.8
     ---------------------------------------------------------------------
              1996                5.5        1996                  4.6
     =====================================================================
           Source: Commerce Dept.
     =====================================================================

      American workers won wage gains in 1996 that were the largest since 1990. Nationwide, average hourly wages rose by 3.8 percent to $11.98 in 1996, about five-tenths of a percent above the inflation rate. This compares with 3.2 percent in 1995. Personal income grew one-tenth of a percent in April 1997.

      Consumer spending is another closely watched indicator of economic activity. The importance of consumer spending is that it represents two-thirds of the nation's economic activity. Total consumer spending rose by 4.6 percent in 1996, slightly off of the 4.8 percent rise in 1995. These increases followed a significant lowering on unemployment and bolstered consumer confidence. Personal spending grew one-tenth of a percent in April 1997. This was the smallest increase since September 1996 and was in line with analysts' expectations.

================================================================================

                                                 National Retail Market Overview
================================================================================

Unemployment Trends

      The Clinton Administration touts that its economic policy has dramatically increased the number of citizens who have jobs. Correspondingly, the nation's unemployment rate continues to decrease from its recent peak in 1992. Selected statistics released by the Bureau of Labor Statistics are summarized as follows:

================================================================================
                         Selected Employment Statistics
================================================================================
          Civilian Labor Force                     Employed
================================================================
             Total Workers              Total Workers             Unemployment
   Year(1)       (000)        % Change      (000)      % Change       Rate
================================================================================
   1990         124,787           .7       117,914         .5          5.5
--------------------------------------------------------------------------------
   1991         125,303           .4       116,877        -.9          6.7
--------------------------------------------------------------------------------
   1992         126,982          1.3       117,598         .6          7.4
--------------------------------------------------------------------------------
   1993         128,040           .8       119,306        1.5          6.8
--------------------------------------------------------------------------------
   1994         131,056          2.4       123,060        3.1          6.1
--------------------------------------------------------------------------------
   1995         132,337          .98       124,926        1.5          5.6
--------------------------------------------------------------------------------
   1996         135,022          2.0       127,855        2.3          5.3
================================================================================
   CAGR                         1.32                     1.37
 1990-1996
================================================================================
(1)Year ending December 31
================================================================================
Source: Bureau of Labor Statistics U.S. Department of Labor
================================================================================

      During 1996, the labor force increased by 2,685,000 or approximately 2.0 percent. Correspondingly, the level of employment increased by 2,929,000 or 2.3 percent. As such, the year end unemployment rate dropped by three-tenths of a percent to 5.3 percent. For 1996, monthly job growth averaged 224,000. On balance, over 10.0 million jobs have been created since the recovery began. Preliminary data for April 1997 shows that the unemployment rate slipped to 4.8 percent, near a twenty-year low.

Housing Trends

      Housing trends are an important economic measure due to the substantial economic activity generated when a home changes hands (i.e. spending on repairs by sellers, redecorating by buyers, fees, commissions and taxes).

      For all of 1996, new single family home sales totaled 756,000, up 13.3 percent from 667,000 in 1995. The yearly sales level was the highest since 1978. The median new home price of new homes sold in 1996 was $140,000, up 4.6 percent from 1995. Through May 1997, it was tracking at $143,000. Sales of new homes fell 7.7 percent in April 1997. Builders are currently reporting a 4.5 month inventory of unsold homes.

      Sales of existing single family homes fell in April by 2.4 percent to 4.06 million units. The median price jumped by 4.6 percent to $118,100.

================================================================================

                                                 National Retail Market Overview
================================================================================

      New housing starts rose by 8.8 percent for all of 1996 to 1.47 million units, the most since 1988. Housing starts fell by 4.8 percent in May to an annual rate of 1.397 million units. This was the third consecutive monthly decline.

      The home ownership rate seems to be rising, after remaining stagnant over the last decade. For 1996, the share of households that own their homes was 65.4 percent, compared to 64.7 percent for a year earlier. Lower mortgage rates are cited as a factor.

Gross Domestic Product

      The report on the gross domestic product (GDP) showed that output for goods and services expanded at an annual rate of just .9 percent in the fourth quarter of 1995. Overall, the economy gained 2.0 percent in 1995, the weakest showing in four years since the 1991 recession. Conversely, the fourth quarter
(1996) GDP grew at a surprisingly robust 3.8 percent. As a result, the GDP posted a 2.4 percent annual gain for all of 1996, topping the 2.0 percent rise in 1995. Revised first quarter 1996 data shows that the GDP grew at a stunning
5.8 percent annual pace, well above even the most optimistic forecasts. Preliminary reports are for second quarter growth in the 2+/- percent range. The Fed foresees a moderation of this trend and expects the U.S. economy will expand at a 2.0 to 2.50 percent pace during 1997 which is in-line with White House forecasts and a pace which is viewed as the economy's non-inflationary growth limit.

      The following chart cites the annual change in real GDP since 1990.

      ====================================================================
                                    Real GDP
      ====================================================================
           Year                                              % Change
      ====================================================================
           1990                                                1.2
      --------------------------------------------------------------------
           1991                                                -.6
      --------------------------------------------------------------------
           1992                                                2.3
      --------------------------------------------------------------------
           1993                                                3.1
      --------------------------------------------------------------------
           1994                                                4.1
      --------------------------------------------------------------------
           1995 *                                              2.0
      --------------------------------------------------------------------
           1996                                                2.4
      ====================================================================
           * Reflects new chain weighted system of measurement. Comparable 1994 measure would be 3.5%
      ====================================================================
           Source: Bureau of Economic Analysis
      ====================================================================

Wholesale Prices

      Soaring energy prices in December drove wholesale costs to a twelve month high. For the year, the Producer Price Index (PPI) gained 2.8 percent. However, excluding energy, the PPI rose just 1.4 percent in all of 1996. In 1995, the index rose 2.3 percent. Projections for 1997 show that most economists expect a
2.5 percent rise and a core increase of 1.5 percent.

================================================================================

                                                 National Retail Market Overview
================================================================================

Consumer Prices

      The Bureau of Labor Statistics has reported that consumer prices rose by only 2.5 percent in 1995, the fifth consecutive year in which inflation was under 3.0 percent. This was the lowest rate in nearly a decade when the overall rate was 1.1 percent in 1986. All sectors were down substantially in 1995 including the volatile health care segment which recorded inflation of only 3.9 percent, the lowest rate in 23 years.

      The following chart tracks the annual change in the CPI since 1990.

                         ===================================
                             Consumer Price Index(1)
                         ===================================
                         Year        CPI            % Change
                         ===================================
                         1990        133.8             6.1
                         -----------------------------------
                         1991        137.9             3.0
                         -----------------------------------
                         1992        141.9             2.9
                         -----------------------------------
                         1993        145.8             2.7
                         -----------------------------------
                         1994        149.7             2.7
                         -----------------------------------
                         1995        153.5             2.5
                         -----------------------------------
                         1996        158.6(2)          3.3
                         ===================================
                         (1) All Urban Workers
                         (2) Preliminary
                         ===================================
                         Source: Dept. of Labor, Bureau of
                                 Labor Statistics
                         ===================================

      Preliminary data for the year shows the consumer prices rose in line with investor expectations. The index was up three-tenths of a percent in December, its third consecutive gain at this level. On an annualized basis, the inflation rate was reported at 3.3 percent for year, the highest rate of increase since 1990. Since then, inflation has eased every year except for 1994 when it was unchanged. Excluding food and energy, the 77 percent of the index known as the core index, the underlying inflation rate was 2.6 for the previous twelve months, the lowest core rate since 1965, with the exception of an increase of the same size in 1994.

      Data for May 1997 shows that the CPI rose only one-tenth of a percent, while the core rate increased by two-tenths of a percent. The overall index has risen by only one-tenth of a percentage point in four of the five months this year, indicative of an annual rate of only 1.4 percent

      Recently, a special advisory panel of prominent economists have contended that the current method of calculating the Consumer Price Index overstates inflation by 1.1 percentage points annually. The government is currently reviewing the far ranging implications a change in procedure may have.

Other Indicators

      The government's main economic forecasting gauge, the Index of Leading Economic Indicators is intended to project economic growth over the next six to nine months. The Conference Board, an independent business group, reported that the index held steady in June after rising three-tenths of a percent in May.

================================================================================

                                                 National Retail Market Overview
================================================================================

      The Conference Board also reported that Consumer Confidence rose in May 1997 to 127.1 from 118.5 in April, its highest level in twenty-eight years. This was above the consensus opinion. Accordingly, consumers attitudes about the economy remain upbeat. Measures of consumer confidence are watched closely for indications of future consumer spending.

      The Employment Cost Index is a measure of overall compensation including wages, salaries and benefits. Despite a tight labor market, American workers have not won pay and benefit increases large enough to push inflation higher, at least for the near term. The Labor Department reported that the index rose by
2.9 percent in 1996, the same as in 1995. For the Second Quarter 1997, the index rose eight-tenths of a percent. For the 12 months through June l997 it was tracking at 2.8 percent.

      Productivity is a key element in measuring the standard of living since increased efficiency allows businesses to increase workers compensation without having to raise prices. Through the first 70 years of this century, non-farm productivity rose at an annual rate of 2.2 percent. Between 1973 and 1995, a marked slowdown has been in evidence with only a 1 percent annual rate. The Labor Department reports that the productivity of American workers grew by seven-tenths of a percent in 1996, the largest gain since a 3.2 percent advance in 1992. Productivity increased by three-tenths of a percent in 1995. Data through the second quarter of 1997 shows that productivity rose six-tenths of a percent on an annual basis. For the 12 months through the second quarter, productivity rose at an annual rate of seven-tenths of a percent. Most economists and analysts greeted the latest report with criticism that insists the official data greatly understates a flourishing economy seen in today's workplace.

      Consumer Credit The Federal Reserve said consumer credit stalled in June after rising at a revised rate of $2.5 billion in May 1997 or at a 2.9 percent annual rate. This was well below most analysts' expectations and is likely a result of tougher lending standards being imposed by banks and consumers cutting back on spending. Nonetheless, credit card delinquencies and personal bankruptcies remain near record levels indicating that consumers may be reaching a point of saturation with respect to new debt. However, a drop in write-offs was in evidence from the record levels in 1996 which came about following aggressive marketing campaigns by card issuers.

      New Construction activity dropped 1.1 percent in June to an annual rate of $591.5 billion. The report showed that spending on residential construction, which makes up nearly half the total, fell 1.2 percent. Commercial spending also fell 2.8 percent, while public spending rose seven-tenths of a percent.

Economic Outlook

      The WEFA Group, an economic consulting company, opines that the current state of the economy is a "central bankers" dream, with growth headed toward the Fed's 2.5 percent target, accompanied by stable if not falling inflation. They project that inflation will track at about 2.5 percent through 1998. Over the longer term, inflation is expected to average 2.7 percent. This will have a direct influence on consumption (consumer expenditures).

      Potential GDP provides an indication of the expansion of output, real incomes, real expenditures, and the general standard of living of the population. WEFA estimates that real

================================================================================

                                                 National Retail Market Overview
================================================================================

U.S. GDP will grow at an average annual rate of 2.3 percent over the next decade, and slow to about 2.1 percent by 2019.

      Consumption expenditures are primarily predicated on the growth of real permanent income, demographic influences, and changes in relative prices over the long term. Changes in these key variables explain much of the consumer spending patterns of the 1970s and mid-1980s, a period during which baby boomers were reaching the asset acquisition stages of their lives; purchasing automobiles and other consumer and household durables. Increases in real disposable income supported this spending spurt with an average annual increase of 2.9 percent per year over the past twenty years. Real consumption expenditures increased at an average annual rate of 3.1 percent during the 1970s and by an average of 4.0 percent from 1983 to 1988. WEFA projects that consumption expenditure growth will slow as a result of slower population growth and aging. It is also projected that the share of personal consumption expenditures relative to GDP will decline over the next decade. Consumer spending as a share of GDP peaked in 1993 at 68.0 percent after averaging about
63.0 percent over much of the post-war period. WEFA estimates that real consumption expenditure growth will average 2.2 percent per year through 2005 and slows to 2.1 percent thereafter.

Retail Sales

      During the period 1980 through 1996, total retail sales in the United States increased at a compound annual rate of 6.1 percent. Data for the period 1990 through 1996 shows that sales growth has slowed to an annual average of 5.0 percent. This information is summarized on the following chart.

================================================================================
                           Total U.S. Retail Sales(1)
================================================================================
                                                   Amount             Annual
                                 Year            (Billions)           Change
================================================================================
                 1980                              $ 957,400            N/A
--------------------------------------------------------------------------------
                 1985                             $1,375,027            N/A
--------------------------------------------------------------------------------
                 1990                             $1,844,611            N/A
--------------------------------------------------------------------------------
                 1991                             $1,855,937           .61%
--------------------------------------------------------------------------------
                 1992                             $1,951,589           5.2%
--------------------------------------------------------------------------------
                 1993                             $2,074,499           6.3%
--------------------------------------------------------------------------------
                 1994                             $2,236,966           7.8%
--------------------------------------------------------------------------------
                 1995                             $2,340,817           4.6%
--------------------------------------------------------------------------------
                 1996(2)                          $2,465,835           5.3%
--------------------------------------------------------------------------------
                 Compound Annual Growth Rate
                         1980-1996                                    +6.1%
--------------------------------------------------------------------------------
                      CAGR: 1990-1996                                 +5.0%
================================================================================
                  (1) 1985-1995 data reflects recent revisions by the U.S. Department of Commerce: Combined Annual and Revised Monthly Retail Trade.

                  (2)   Preliminary advance estimates.
================================================================================
                  Source: Monthly Retail Trade Reports Business Division,
                          Current Business Reports, Bureau of the Census, U.S. Department of Commerce.
================================================================================

================================================================================

                                                 National Retail Market Overview
================================================================================

      The Census Bureau of the Department of Commerce reports that advance estimates for U.S. retail sales for 1996 were $2.465 trillion, an increase of $125.0 billion, or 5.3 percent from 1995. For the month of December 1996, sales were up six-tenths of a percent.

      Census Bureau data for June 1997 shows that sales were up five-tenths of a percent from May, led by a surprising pick up in new car sales (up 1.1 percent).

      Provided on the chart below is a summary of overall and same store sales growth for selected national merchants for the most recent period.

================================================================================
                  Same Store Sales for the Month of July 1997
================================================================================
                                                  % Change From Previous Year
                                              ----------------------------------
            Name of Retailer                      Overall     Same Store Basis
================================================================================
                Wal-Mart                           +11.3%         + 6.0%
--------------------------------------------------------------------------------
                  Kmart                            + 5.9%         + 9.2%
--------------------------------------------------------------------------------
        Sears, Roebuck & Company                   + 5.9%         + 2.4%
--------------------------------------------------------------------------------
               J.C. Penney                         + 3.0%         + 2.0%
--------------------------------------------------------------------------------
        Dayton Hudson Corporation                  + 9.9%         + 5.6%
--------------------------------------------------------------------------------
          May Department Stores                    +10.6%         + 5.7%
--------------------------------------------------------------------------------
       Federated Department Stores                 + 9.3%         + 8.6%
--------------------------------------------------------------------------------
            The Limited Inc.                       + 9.0%         + 1.0%
--------------------------------------------------------------------------------
                Gap Inc.                           +24.0%         + 6.0%
--------------------------------------------------------------------------------
               Ann Taylor                          - 7.9%         - 5.8%
--------------------------------------------------------------------------------
               Woolworths                          - 7.0%         - 9.2%
================================================================================
Source: New York Times/Wall Street Journal
================================================================================

      Data for July 1997 shows that sales rebounded strongly, particularly for apparel retailers. There were some exceptions however, such as Ann Taylor. Nonetheless American retailers enjoyed one of the strongest months in two years. The Goldman Sachs index rose 5.7 percent, compared to last year's
      1.7 percent increase. Discounters such as Wal-Mart (+6.0%) and Kmart (+9.2%) as well as traditional department stores such as Federated (+8.6%) and May Department Stores (+5.6%) did well. Luxury retailers such as Neiman Marcus (+7.5%) also did well.

      The outlook for retail sales growth is one of cautious optimism. It appears as if the low price department stores and off price apparel segment is poised to continue to do well, as they tend to be representative of those industry segments which have gone through mergers and are benefiting from fewer competitors. Some analysts point to the fact that consumer confidence has resulted in increases in personal debt which may be troublesome in the long run. Consumer loans by banks continue to rise. But data gathered by the Federal Reserve on monthly payments suggest that debt payments are not taking as big a bite out of income as in the late 1980s, largely because of the record refinancings at lower interest rates in recent years and the efforts by many Americans to repay debts.

GAFO and Shopping Center Inclined Sales

      In a true understanding of shopping center dynamics, it is important to focus on both GAFO sales or the broader category of Shopping Center inclined Sales. GAFO goods

================================================================================

                                                 National Retail Market Overview
================================================================================

comprise the overwhelming bulk of goods and products carried in shopping centers and department stores and consist of the following categories:

      o     General merchandise stores including department and other stores;

      o     Apparel and accessory stores;

      o     Furniture and home furnishing stores; and

      o     Other miscellaneous shoppers goods stores.

      Shopping Center Inclined Sales are somewhat broader and include such classifications as home improvement and grocery stores. The store types that comprise shopping centers comprised approximately 53 percent of total retail sales in 1995. The balance were generated by auto dealers, gas stations, food service facilities and other miscellaneous establishments.

      Total retail sales grew by 4.6 percent in the United States in 1995 to $2.341 trillion, an increase of $104 billion over 1994. This followed an increase of 7.8 percent or $162 billion over 1993. Automobile dealers captured $34+/- billion of total retail sales growth last year, while Shopping Center Inclined Sales accounted for nearly 50.0 percent of the increase ($50 billion). GAFO sales increased by $32.5 billion. This group was led by department stores which posted a $14.4 billion increase in sales. The following chart summarizes the performance for this most recent comparison period.

================================================================================
                        Retail Sales by Major Store Type
                                1994-1995 ($Mil.)
================================================================================
                                                          Percent of  1994-1995
           Store Type             1994         1995        Income(1)   % Change
================================================================================
GAFO:
General Merchandise            $ 282,541     $ 296,904                   5.1%
Apparel & Accessories            109,603       109,962                    .3%
Furniture & Furnishings          119,626       129,923                   8.6%
Other GAFO                        80,533        88,029                   9.3%
--------------------------------------------------------------------------------
GAFO Subtotal                  $ 592,303     $ 624,818       14.4%       5.5%
--------------------------------------------------------------------------------
Convenience Stores:
Grocery                        $ 376,330     $ 389,134                   3.4%
Other Food                        21,470        21,378                   (.4)%
--------------------------------------------------------------------------------
Subtotal                       $ 397,800     $ 410,512        9.5%       3.2%
Drug                              81,538        84,240        2.0%       3.3%
--------------------------------------------------------------------------------
Convenience Subtotal           $ 479,338     $ 494,752                   3.2%
--------------------------------------------------------------------------------
Other:
Home Improvement &
 Building Supplies Stores      $ 122,533     $ 124,626        2.9%       1.7%
Shopping Center-Inclined
Subtotal                      $1,194,174    $1,244,196       28.8%       4.2%
Automobile Dealers               526,319       560,624                   6.5%
Gas Stations                     142,193       148,192                   4.2%
Eating and Drinking Places       228,351       233,606                   2.3%
All Other                        145,929*      154,199*                  5.7%
--------------------------------------------------------------------------------
Total Retail Sales            $2,236,966    $2,340,817                   4.6%
================================================================================
*     Estimated Sales
--------------------------------------------------------------------------------
(1) Current Population Report, Page 60. Estimated at 96.8 million households @ $44,100 = 4.3 trillion.
--------------------------------------------------------------------------------

================================================================================

                                                 National Retail Market Overview
================================================================================

================================================================================
Source: U.S. Department of Commerce, Bureau of the Census and Dougal M. Casey:
        Various ICSC White Papers.
================================================================================

      GAFO sales grew by 5.5 percent in 1995 to $624.8 billion. From the above it can be calculated that GAFO sales accounted for 26.7 percent of total retail sales and nearly 50.0 percent of all shopping center-inclined sales. GAFO sales have also risen relative to household income. In 1990 these sales represented
13.9 percent of average household income. By 1994/1995 they rose to 14.4 percent. Projections through 2000 show a continuation of this trend to 14.7 percent. On average, total sales were equal to nearly 55.0 percent of household income in 1994.

================================================================================
  Determinants of Retail Sales Growth and U.S. Retail Sales by Key Store Type
================================================================================
                                          1990          1994          2000(P)
================================================================================
Determinants
Population                             248,700,000   260,000,000   276,200,000
Households                              91,900,000    95,700,000   103,700,000
Average Household Income                   $37,400       $42,600       $51,600
Total Census Money Income               $3.4 Tril.    $4.1 Tril.    $5.4 Tril.
--------------------------------------------------------------------------------
% Allocations of Income to Sales
GAFO Stores                                  13.9%         14.4%         14.7%
Convenience Stores                           12.9%         11.7%         10.7%
Home Improvement Stores                       2.8%          3.0%          3.3%
Total Shopping Center-Inclined Stores        29.6%         29.1%         28.8%
Total Retail Stores                          54.3%         54.6%         52.8%
--------------------------------------------------------------------------------
Sales ($Billion)
GAFO Stores                                   $472          $592          $795
Convenience Stores                             439           479           580
Home Improvement Stores                         95           123           180
Total Shopping Center-Inclined Stores       $1,005        $1,194        $1,555
TOTAL RETAIL SALES                          $1,845        $2,237        $2,850
================================================================================
Note: Sales and income figures are for the full year; population and household figures are as of April 1 in each respective year. (P) = Projected.
================================================================================
Source: U.S. Census of Population, 1990; U.S. Bureau of the Census Current
        Population Reports: Consumer Income P6-168, 174, 180, 184 and 188;
        Berna Miller with Linda Jacobsen, "Household Futures", American Demographics, March 1995; Retail Trade sources already cited; and Dougal
        M. Casey: ICSC White Paper
================================================================================

      GAFO sales have risen at a compound annual rate of approximately 6.8 percent since 1991 based on the following annual change in sales.

                         ===========================
                          1990/91             2.9%
                         ---------------------------
                          1991/92             7.0%
                         ---------------------------
                          1992/93             6.6%
                         ---------------------------
                          1993/94             7 0%
                         ---------------------------
                          1994/95             5.5%
                         ===========================

================================================================================

                                                 National Retail Market Overview
================================================================================

      According to a recent study by the lCSC, GAFO sales are expected to grow by 5.0 percent per annum through the year 2000, which is well above the 4.1 percent growth for all retail sales. This information is presented in the following chart.

================================================================================
        Retail Sales Forecasts in the United States, by Major Store Type
================================================================================
                                     1994         2000(P)     Percent Change
--------------------------------------------------------------------------------
                                                                       Compound
            Store Type          ($ Billions)  ($ Billions)   Total      Annual
================================================================================
    GAFO:
    General Merchandise              $ 283        $ 370      30.7%       4.6%
    Apparel & Accessories              110          135      22.7%       3.5%
    Furniture/Home Furnishings         120          180      50.0%       7.0%
    Othe Shoppers Goods                 81          110      35.8%       5.2%
--------------------------------------------------------------------------------
    GAFO Subtotal                    $ 592        $ 795      34.3%       5.0%
--------------------------------------------------------------------------------
    CONVENIENCE GOODS:
    Food Stores                      $ 398       $ 480       20.6%       3.2%
    Drugstores                          82         100       22.0%       3.4%
--------------------------------------------------------------------------------
    Convenience Subtotal             $ 479       $ 580       21.1%       3.2%
--------------------------------------------------------------------------------
    Home Improvement                   123         180       46.3%       6.6%
--------------------------------------------------------------------------------
    Shopping Center-Inclined        $1,194      $1,555       30.2%       4.5%
    Subtotal
--------------------------------------------------------------------------------
    All Other                        1,043       1,295       24.2%       3.7%
--------------------------------------------------------------------------------
    Total                           $2,237      $2,850       27.4%       4.1%
================================================================================
Note:   (P) = Projected. Some figures rounded.
================================================================================
Source: U.S. Department of Commerce, Bureau of the Census and Dougal M. Casey.
================================================================================

      According to the ICSC White Paper: Overstoring - A Look at Retail Space and Sales Performance; Shopping Center Inclined Sales have grown from $257 billion in 1972 to $1.244 trillion in 1995, a 7.1 percent annual growth rate. Historical data is shown below.

================================================================================
                      Shopping Center Inclined Store Sales
                              1972-1995 (Billions)
================================================================================
                               1972         1980        1990         1995
================================================================================
 Sales                         $257         $532       $1,000       $1,244
--------------------------------------------------------------------------------
 Compound Annual Growth
--------------------------------------------------------------------------------
       1972-1995                7.1%
--------------------------------------------------------------------------------
       1972-1980                9.5%
--------------------------------------------------------------------------------
       1980-1990                6.6%
--------------------------------------------------------------------------------
       1990-1995                4.3%
================================================================================
Source: U.S. Bureau of The Census and ICSC White Paper: Overstoring - A Look at
        Retail Space and Sales Performance.
================================================================================

      From the above, we see that the most recent annual rate of growth (1990-1995) in Shopping Center Inclined Sales of 4.3 percent has decreased to less than half of what it was

================================================================================

                                                 National Retail Market Overview
================================================================================

during the 1970s (9.5 percent). Projections through December 2000 are for a compound growth rate of 4.5 percent.

      Shopping centers have stabilized their share of shopping center inclined sales. In 1972 this share was estimated at 48 percent. Since the early 1980s, this share has stabilized in the 72 to 73 percent range. For example, the estimated sales total of $894 billion of shopping center sales in 1995 was equal to 72 percent of total inclined sales.

      The International Council of Shopping Centers (ICSC) publishes a Monthly Mall Merchandise Index which tracks sales by store type for more than 400 regional shopping centers. The index shows that total sales per square foot rose by 2.9 percent to $278 per square foot in 1996. This compares to a .5 percent increase for the period 1994-1995. The following chart identifies the most recent year-end results. The winners were shown to be Apparel and Accessories (+4.8%) led by Men's Apparel and Shoes, while Furniture and Furnishings suffered (-2.8%). The Home Improvement category rose an outstanding 100.0 percent to $302 per square foot.

================================================================================

                                                 National Retail Market Overview
================================================================================

================================================================================
                            1996 Year End Performance
                      Non-Anchor Tenant Sales in U.S. Malls
================================================================================
                                                                     ICSC Index
                                                                      % Change
            Store Type                               1996 (SF*)     From YE 1995
================================================================================
GAFO Categories:
Apparel and Accessories
Women's Accessories and Specialties                        $301             3.2%
Women's Ready-To-Wear                                       195             3.3%
Men's Apparel                                               270             7.0%
Children's Apparel                                          350              .5%
Family Apparel                                              314             4.2%
Women's Shoes                                               325             5.1%
Men's Shoes                                                 383             5.6%
Family Shoes                                                279             5.3%
Shoes Miscellaneous                                         343             3.8%
Apparel and Accessories - Misc.                            $279             2.9%
--------------------------------------------------------------------------------
SUBTOTAL                                                   $257             4.8%
--------------------------------------------------------------------------------
Furniture and Furnishings:
Home Furniture & Furnishings                               $273             1.4%
Home Entertainment & Electronics                            303           - 4.3%
Home Furnishings - Misc                                     300           - 3.4%
--------------------------------------------------------------------------------
SUBTOTAL                                                   $293           - 2.8%
--------------------------------------------------------------------------------
Other GAFO:
Jewelry                                                    $652             4.9%
Stationery/Cards/Gifts/Novelty                              275             1.7%
Books                                                       249           - 2.1%
Sporting Goods/Bicycles                                     246           - 1.1%
Other GAFO - Misc.                                          311             4.4%
--------------------------------------------------------------------------------
SUBTOTAL                                                   $343             2.2%
--------------------------------------------------------------------------------
TOTAL GAFO                                                 $284             3.2%
--------------------------------------------------------------------------------
NON GAFO Categories:
Food Services
Fast Food                                                  $414             2.3%
Restaurants                                                 280             1.0%
Food Services - Misc.                                       352            - .8%
--------------------------------------------------------------------------------
SUBTOTAL                                                   $340             1.6%
--------------------------------------------------------------------------------
OTHER NON-GAFO Categories:
Specialty Food Stores                                      $355              .9%
Supermarkets                                                433              .8%
Drug/HBA                                                    291             4.7%
Personal Services                                           283              .7%
Automotive                                                  140             1.2%
Home Improvement                                            302           100.1%
Mall Entertainment                                           76           - 3.6%
Other Non-GAFO - Misc.                                      353             4.9%
--------------------------------------------------------------------------------
SUBTOTAL                                                   $223             1.5%
--------------------------------------------------------------------------------
TOTAL NON-GAFO                                             $266             1.4%
--------------------------------------------------------------------------------
OTHER CATEGORIES-MISCELLANEOUS                             $151             4.4%
--------------------------------------------------------------------------------
Memo: GAFO & Food Service Total                            $290             3.1%
--------------------------------------------------------------------------------
GRAND TOTAL                                                $278             2.9%
================================================================================
* Sales per square foot derived as total non-anchor mall sales divided by total occupied square footage.
================================================================================
Source: ICSC - Research Quarterly
================================================================================

================================================================================

                                                 National Retail Market Overview
================================================================================

Non-Store Retailing

      In 1995, non-store retailing accounted for $69.7 billion, or 3.92 percent of total non-automotive retail sales. Of this total, $49.7 billion was attributed to mail/telephone order catalog retailers. The balance is comprised of coin-operated vending machines, house-to-house canvassing, party plan (i.e. tupperware parties) telemarketing and other non-store venues such as home shopping networks and electronic commerce.

================================================================================
                        Non-Store and Total Retail Sales
================================================================================
Year      Total Mail Order       Non-Store     Total Non-Auto Sales   % of Total
================================================================================
1985        $15,848 mil.        $28,275 mil.        $1,071,828           2.64%
--------------------------------------------------------------------------------
1990        $26,577 mil.        $45,632 mil         $1,457,006           3.13%
--------------------------------------------------------------------------------
1995        $49,710 mil.        $69,667 mil.        $1,778,915           3.92%
================================================================================
Source: Department of Commerce
================================================================================

      Mail order sales, currently at only 2.8 percent of total retail sales, continue to grow. Estimates currently place on-line sales at $518.0 million or 1 percent of the mail order tally. Estimates place total on-line sales as high as $6.6 billion by the year 2000. Since 1990, mail order sales have grown at an annual rate of 9.9 percent which is double the average growth of non-automotive retail sales and 1.7 times the average growth of GAFO store sales. One measure of this growing trend is the November/December ratio of mail order to GAF store sales. In 1990, the ratio was 5.4 percent. By 1992 it had grown to 6.9 percent and by 1995 it was 7.6 percent.

Industry Trends

      According to the National Research Bureau, there were a total of 42,130 shopping centers in the United States at the end of 1996. During this year, 895 new centers opened, a 3.2 percent increase over the 867 that opened in 1995. This followed an 18.0 percent increase in 1995. The greatest growth came in the small center category (less than 100,000 square feet) where 496 centers were constructed. In terms of GLA added, new construction in 1996 was up 2.7 percent resulting in an addition of 106.2 million square feet of GLA from approximately
4.97 billion to 5.1 billion square feet. In other important trends, the development of regional and super-regional malls hit a five year high in 1996 with the opening of eight centers, twice as many as in 1995. This boosted the nation's total of regionals to 301 and super-regionals to 380. The small center category (less than 100,000 square feet) was the only one to experience a decrease in new centers built with 496 centers versus 551 in 1995. The following chart highlights trends over the period 1987 through 1995.

================================================================================

                                                 National Retail Market Overview
================================================================================

================================================================================================================================
                                                        Census Data: 10-Year Trends
================================================================================================================================
                                               Total           Average       Average       % Change                   % Increase
           No. of            Total             Sales           GLA per      Sales per      In Sales         New        in Total
 Year      Centers            GLA            {Billions)        Center        Sq. Ft.       per Sq. Ft.    Centers       Centers
================================================================================================================================
 1987      30,641        3,722,957,095      $602,294,426       121,502       $161.78          2.41%        2,145         7.53%
--------------------------------------------------------------------------------------------------------------------------------
 1988      32,563        3,947,025,194      $641,096,793       121,212       $162.43          0.40%        1,922         6.27%
--------------------------------------------------------------------------------------------------------------------------------
 1989      34,683        4,213,931,734      $682,752,628       121,498        162.02         -0.25%        2,120         6.51%
--------------------------------------------------------------------------------------------------------------------------------
 1990      36,515        4,390,371,537      $706,380,618       120,235       $160.89         -0.70%        1,832         5.28%
--------------------------------------------------------------------------------------------------------------------------------
 1991      37,975        4,563,791,215      $716,913,157       120,179       $157.09         -2.37%        1,460         4.00%
--------------------------------------------------------------------------------------------------------------------------------
 1992      38,966        4,678,527,428      $768,220,248       120,067       $164.20          4.53%          991         2.61%
--------------------------------------------------------------------------------------------------------------------------------
 1993      39,633        4,770,760,559      $806,645,004       120,373       $169.08          2.97%          667         1.71%
--------------------------------------------------------------------------------------------------------------------------------
 1994      40,368        4,860,920,056      $851,282,088       120,415       $175.13          3.58%          735         1.85%
--------------------------------------------------------------------------------------------------------------------------------
 1995      41,235        4,967,160,331      $893,814,776       120,460       $179.94          2.75%          867         2.15%
--------------------------------------------------------------------------------------------------------------------------------
 1996      42,130        5,100,605,534      $933,918,275       121,068       $183.10          1.75%          895         2.17%
--------------------------------------------------------------------------------------------------------------------------------
Compound
 Annual
 Growth     +3.60%               +3.56%            +4.99%          N/A         +1.39%           N/A          N/A           N/A
================================================================================================================================
Source: National Research Bureau Shopping Center Database and Statistical Model
================================================================================================================================

      From the chart we see that both total GLA and total number of centers have increased at a compound annual rate of approximately 3.6 percent since 1987. New construction was up 2.7 percent in 1996, a slight increase over 1995 but still well below the peak year 1987 when new construction increased by 7.5 percent. California was by far the most active state with 176 new centers opening, followed by New Jersey (59), North Carolina (48) and Texas (47).

      Among the 42,130 centers in 1996, the following breakdown by size can be shown.

================================================================================
                U.S. Shopping Center Inventory, YE December 1996
================================================================================
                         Number of Centers          Square Feet (Millions)
                     -----------------------------------------------------------
 Size Range (SF)        Amount       Percent       Amount           Percent
================================================================================
 Under      100,000     26,497        62.9%       1,293.3            25.4%
--------------------------------------------------------------------------------
 100,001-   200,000     10,186        24.2%       1,399.2            27.4%
--------------------------------------------------------------------------------
 200,001-   400,000      3,477         8.3%         925.5            18.1%
--------------------------------------------------------------------------------
 400,001-   800,000      1,276         3.0%         711.2            13.9%
--------------------------------------------------------------------------------
 800,001- 1,000,000        309          .7%         278.4             5.5%
--------------------------------------------------------------------------------
 Over     1,000,000        385          .9%         492.9             9.7%
--------------------------------------------------------------------------------
       Total            42,130       100.0%       5,100.6           100.0%
================================================================================
Source: National Research Bureau (some numbers slightly rounded).
================================================================================

      Empirical data shows that the average GLA per capita is increasing. In 1996, the average for the nation was 19.23. This was up 19.4 percent from 16.1 in 1988 and more recently, 18.7 square feet per capita in 1995. Among states, Florida regained its lead and now has the highest GLA per capita with 28.05 square feet. South Dakota has the lowest at 9.07 square feet. Per capita GLA for regional malls (defined as all centers in excess of 400,000 square feet) has also been rising from 5.0 in 1988 to 5.6 in 1996. This information is presented on the following chart.

================================================================================

                                                 National Retail Market Overview
================================================================================

       ==================================================================
                                 GLA per Capita
       ==================================================================
               Year              All Centers          Regional Malls
       ==================================================================
               1988                  16.1                  5.0
       ------------------------------------------------------------------
               1989                  17.0                  5.2
       ------------------------------------------------------------------
               1990                  17.7                  5.3
       ------------------------------------------------------------------
               1991                  18.1                  5.3
       ------------------------------------------------------------------
               1992                  18.3                  5.5
       ------------------------------------------------------------------
               1993                  18.5                  5.5
       ------------------------------------------------------------------
               1994                  18.7                  5.4
       ------------------------------------------------------------------
               1995                  18.9                  5.5
       ------------------------------------------------------------------
               1996                  19.2                  5.6
       ==================================================================
       Source: International Council of Shopping Center: The Scope of The
               Shopping Center Industry and National Research Bureau
       ==================================================================

      While per capita GLA has continued to increase, a key issue is that the rate of increase has slowed. Per capita space has increased by only one and a half square feet during the period 1990 through 1996. This trend is manifested in the pace of inventory increases from 165 million square feet per year between 1972 and 1980, to 143 million square feet per year (1980-1990), and 118 million square feet per year (1990-1996).

      Construction data also indicates that while the overall pace of shopping center openings has eased, the pace of large store (50,000 to 200,000 square feet) construction has more than doubled. During the more recent five year period, big boxes have accounted for 41 percent of inventory additions.

================================================================================
                           Trends In Inventory Growth*
                                    1972-1995
================================================================================
                                           1972-1980    1980-1990    1990-1995
================================================================================
Shopping Center Space Added                   164          143          115
--------------------------------------------------------------------------------
Free-Standing Stores                           36           34           79
(50,000-200,000 SF)
--------------------------------------------------------------------------------
Total                                         200          177          194
--------------------------------------------------------------------------------
Big Box Allocation of Inventory Growth         18%          19%          41%
================================================================================
*    Average Annual Increase (Million Square Feet)
================================================================================
Source: NRB and F.W. Dodge
================================================================================

      In their publication, NRB/Shopping Centers Today 1996 Shopping Center Census, the National Research Bureau reports that overall retail conditions were good in 1996. Total shopping center sales increased 4.5 percent to $933.92 billion in 1996, up from $893.81 billion in 1995.

================================================================================

                                                 National Retail Market Overview
================================================================================

=============================================================================================================================
                                             Selected Shopping Center Statistics
                                                          1990-1996
=============================================================================================================================
                                                                                                                     Compound
                                                                                                                      Annual
                                      1990       1991        1992       1993         1994       1995         1996     Growth
=============================================================================================================================
Retail Sales in Shopping Centers *   $706.40    $716.90     $768.20     $806.60     $851.30    $893.81      $933.92    4.8%
-----------------------------------------------------------------------------------------------------------------------------
Total Leasable Area**                   4.39       4.56        4.68        4.77        4.86       4.97         5.10    2.5%
-----------------------------------------------------------------------------------------------------------------------------
Unit Rate                            $160.89    $157.09     $164.20     $169.08     $175.13    $179.94      $183.10    2.2%
=============================================================================================================================
*      Billions of Dollars

**     Billions of Square Feet
=============================================================================================================================
Source:   National Research Bureau
=============================================================================================================================

      According to the National Research Bureau, total sales in shopping centers have grown at a compound rate of 5.0 percent since 1987. As described, aggregate sales were up 4.5 percent nationwide from $893.8 billion (1995) to $933.9 billion (1996). In 1996, average sales were $183.10 per square foot, up nearly
2.7 percent over 1995 and 2.2 percent (compound growth) over the past several years. The biggest gain came in the super-regional category -(more than 1.0 million square feet) where sales were up 4.10 percent to $207.44 per square foot. Nonetheless, with compound sales growth lagging the growth in GLA, there is an indication of overbuilding by this broad measure.

      The following chart tracks the change in average sales per square foot by size category between 1993 and 1995.

================================================================================
                          Sales Trends by Size Category
                                    1993-1996
================================================================================
                                  Average Sales Per Square Foot         % Change
================================================================================
Category                  1993         1994         1995       1996     1993-96*
================================================================================
Less than    100,000 SF  $193.10      $199.70      $204.94    $209.74     +2.8%
--------------------------------------------------------------------------------
100,001 to   200,000 SF  $156.18      $161.52      $166.00    $169.56     +2.8%
--------------------------------------------------------------------------------
200,001 to   400,000 SF  $147.57      $151.27      $153.96    $154.07     +1.4%
--------------------------------------------------------------------------------
400,001 to   800,000 SF  $157.04      $163.43      $168.21    $170.14     +2.7%
--------------------------------------------------------------------------------
800,001 to 1,000,000 SF  $194.06      $203.20      $210.40    $213.93     +3.3%
--------------------------------------------------------------------------------
More than  1,000,000 SF  $183.90      $193.13      $201.05    $207.44     +4.1%
--------------------------------------------------------------------------------
          Total          $169.08      $175.13      $179.94    $183.10     +2.7%
================================================================================
*   Compound Annual Change
================================================================================
Source:  National Research Bureau
================================================================================

      Consumers demand for value and selection have led to an unprecedented growth of the category killer, superstore and warehouse club concepts. In its annual industry report, Discount Store News has identified the nation's top 200 merchants. Overall, these merchants posted sales of $336.6 billion, up 7.5 percent over 1995. The chart below highlights the year-to-year performance along with 1997 projections.

================================================================================

                                                 National Retail Market Overview
================================================================================

====================================================================================================
                                   Sales by Segment (in billions $)
====================================================================================================
                                       1995        1996    Market Share    % Change     1997 (Proj.)
====================================================================================================
   Full-Line Discount Stores(1)       $150.9      $162.3       48%           7.6%          $178.5
----------------------------------------------------------------------------------------------------
   Specialty Discounters(2)             67.5        76.3       23%          13.1%            87.5
----------------------------------------------------------------------------------------------------
   Warehouse Clubs                      41.1        43.5       13%           5.8%            45.9
----------------------------------------------------------------------------------------------------
   Other Discount Mass Merchants(3)     30.8        31.8        9%           5.0%            33.4
----------------------------------------------------------------------------------------------------
   Off-Price Apparel Chains             15.8        16.9        5%           6.2%            17.9
----------------------------------------------------------------------------------------------------
   Jewelry/Hard Lines Retailers          6.9         5.9        2%         (15.0%)            5.1
----------------------------------------------------------------------------------------------------
   Total Market                       $313.0      $336.6      100%           7.5%          $368.5
====================================================================================================
   (1)   Includes full-line discount department stores, supercenters, closeouters and single-price retailers

   (2) Includes home, automotive, crafts, toys, office supplies, book, computer superstores, baby superstores, pet supplies, consumer electronics and sporting goods specialty stores.

   (3)   Includes Sears, Ward, QVC, HSN and variety stores.
====================================================================================================
   Source:  DSN Research
====================================================================================================

      As can be seen, the largest segment is comprised of full line discount stores which was up 7.6 percent to $162.3 billion, or 48 percent of all sales. Excluding Wal-Mart, by far the industry leader, 75 retailers in the DSN top 200 posted double digit sales gains. The biggest winners were baby superstores (+47.2%), book superstores (+35.9%), and home furnishing superstores (33.1%). Among the supercenter categories, Wal-Mart Supercenter's $19.3 billion in sales, up 67.7 percent over 1995, accounted for more than half of the segment's $36.2 billion in sales.

      The Urban Land Institute, in the 1997 edition of Dollars and Cents of Shopping Centers, reports that vacancy rates range from a low of 2.0 percent in neighborhood centers to 14.0 percent for regional malls. Super-regional malls reported a vacancy rate of 7.0 percent and community centers were 4.0 percent based upon their latest survey.

      The retail industry's importance to the national economy can also be seen in the level of direct employment. According to F.W. Dodge, the construction information division of McGraw-Hill, new projects in 1994 generated $2.6 billion in construction contract awards and supported 41,600 jobs in construction trade and related industries. This is nearly half of the construction employment level of 95,360 for new shopping center development in 1990. It is estimated that
10.18 million people are now employed in shopping centers, equal to about one of every nine non-farm workers in the country.

Market Shifts - Contemporary Trends In the Retail Industry

      The mid 1990s have continued the trend of profound changes in the retail industry. Department stores have emerged from the troubles of late 1980s and early 1990s to be stronger than ever. Continued consolidations in this industry segment should continue. Specialty retailers continue to experience a shakeout of weaker, out of favor formats while discounters gain market share. Power centers, the growth vehicle of the last several years have reached a point of saturation that has undermined investor's interest in this product. Outlet centers are still struggling, however, the super-regional mega-center appears poised to be the hot concept for the next few years.

================================================================================

                                                 National Retail Market Overview
================================================================================

      Some of the important developments in the industry over the past year can be summarized as follows:

      o The 1996 Christmas selling season ended on a down note with sales finishing below most analysts expectations. For most consumer electronics and computer retailers, the season was horrible with December sales down 4.8 percent on average. Best Buy, last year's rising star, was off 13.0 percent. Apparel sales rose 3.3 percent led in part by Ann Taylor up 8.8 percent following last year's 2.9 percent decline. According to the Department of Commerce, on an overall basis, department stores registered an average increase of
            4.6 percent while discounters had a 7.8 percent rise on average. Conventional department stores rose 1.9 percent. A summary of some year over year comparable store sales results is shown below.

         ================================================================
                                             Comparable Store Sales
                                         (%) Change Over Last 12 Months
         ================================================================
                 Discounters
                     Wal-Mart                       4.5
                      Kmart                         2.3
                      Dayton Hudson                 2.4
         ----------------------------------------------------------------
                 Department Stores
                      Sears                         6.1
                      Federated                     2.8
                      JC Penney                     2.9
                      Dillards                      2.0
         ----------------------------------------------------------------
                 Apparel
                      Limited                       2.0
                      The Gap                       5.0
                      TJX                           7.0
         ----------------------------------------------------------------
                 Miscellaneous
                      Best Buy                     -4.0
                      Tandy                          .4
                      Woolworth                    -2.0
                      Pier 1                       12.0
         ================================================================
                 Source:  Wall Street Journal
         ================================================================

      o Consolidation in the department store industry segment continued, albeit at a slower pace than seen over the last few years.

            o Strawbridge & Clothier - 128 year old Philadelphia based institution sold 13 unit department store division to May Company. Its 27 unit discount Clover division went to Kimco which is putting Kohl's in several of the units, their initial foray into the East.

            o Profitts - Acquired 38 unit Parisian chain for $221 million. Company now controls 141 stores in 19 states. They have also announced an agreement to acquire G.R. Herberger's, a 40-unit department store chain based in St. Cloud, Minnesota for $153 million.

================================================================================

                                                 National Retail Market Overview
================================================================================

            o     Rich's - 26 unit New England based regional chain closes.

            o Federated - Continues its conversion of Broadway stores in California to Macy's and Bloomingdales.

            o Discounters are being attacked from two sides. Big Box category killers have rapidly expanded on one side. Alternatively, full service department stores have become more promotional, closing the price advantage gap discounters have traditionally enjoyed. For example, Bradlees and Caldor remain in bankruptcy and Ames continues to struggle looking for the right strategy to compete against Wal-Mart, Kmart, Target and now Kohl's.

      o Troubles continues for several specialty retailers as the protracted shake-out continued with several Chapter 11 filings, downsizings, and some cases, out-right liquidations. Among the more notable:

            o McCrory Corp. - Seeking court approval to close 307 of its 461 remaining stores and liquidate. At one time it ran 820 stores in 1992 when it filed for protection.

            o     Limited - Will close 200 of its 4,500 units during 1997.

            o Handy Andy - Regional home improvement chain closed remaining 54 stores.

            o Herman's - Liquidated all of its sporting goods stores in the northeast.

            o     Today's Man - 35 unit apparel super store chain filed Chapter
                  11.

            o Barney's - High profile New York based upscale retailer filed Chapter 11.

            o Merry-Go-Round - Liquidated and closed its remaining 560 units including Chess King, Dejaiz and Cignal units.

            o Jamesway - Regional discount department store chain in the northeast liquidated.

            o Incredible Universe - After aggressive foray into this mega store format (185,000+/- square feet), Tandy closes division down. Tandy will also close the remaining 53 units of its struggling McDuff Electronics chain and 19 of its 108 Computer City units.

            o Ernst Home Centers - Board approved liquidation of 53-unit chain.

            o Kids Mart - 144-unit childrens apparel chain rumored to be close to filing Chapter 11.

            o Sun Television and Appliance - Considering closing 9 of its 50 stores citing losses.

            o Best - Closes 81 of its 169 catalog showrooms and agrees to sell remaining units to Shottenstein Corp.

================================================================================

                                                 National Retail Market Overview
================================================================================

            o Rickel Home Centers - 86 unit home improvement chain filed Chapter 11.

            o House of Fabrics - Filed Chapter 11 and closes 86 of its 361 units.

            o Discovery Zone - Fast expanding childrens' entertainment and recreation oriented concept filed Chapter 11.

            o     Ben Franklin - Arts and crafts retailer filed Chapter 11.

            o Kuppenheimer - Apparel retailer files Chapter 11 and plans to close half of its 87 units.

            o County Seat - 740-unit apparel retailer has filed Chapter 11 and will close 200 units. The Wet Seal has made a proposal to acquire 508 of the stores.

            o     All For A Dollar - 111-unit close-out chain has filed Chapter
                  11.

      o Mergers and consolidations among specialty retailers, drug, supermarket and apparel categories continue.

            o Staples merging with Office Depot in a $3.4 billion deal making it by far the largest in the office superstore category.

            o     Toys R Us acquired Baby Superstore in $407 million deal.

            o Melville sold Kay Bee Toys to Consolidated Stores adding to its Toy Liquidators, Toys Unlimited and Amazing Toys close-out units for $315 million. Melville has officially changed its name to CVS Corp.

            o Safeway to acquire Von's in a $1.65 billion deal, creating an operation with 1,400 stores, 139,000 employees and $22.0 billion in revenues. They will still trail the industry leader, Kroger, in size.

            o JC Penney, parent of Thrift Drug, announced they will acquire Fay's Inc., operator of 272 units, making Thrift the nation's eight largest chain. Penney's acquisition of Eckerd Drug has been cleared by the FTC.

            o Sears & Roebuck acquired the 61 unit Orchard Supply Hardware chain for $415 million.

            o Waban, Inc. - to spin off BJ's Wholesale Club and change its name to its other wholesale club division, HomeBase.

            o Food Lion - announced its pending acquisition of Kash N Karry in a $341.0 million deal.

            o PetsMart - Announced plans to acquire Pet City Holdings, the largest pet superstore chain in the UK.

            o TJX Companies - announced intent to sell its Chadwick's of Boston catalog to Brylane LP.

            o     Revco - completed its tender offer for Big B drug store chain.

================================================================================

                                                 National Retail Market Overview
================================================================================

            o Quality Food Centers - Bellevue, WA based supermarket chain to acquire 56-unit Hughes Family Markets for $360 million.

      o REITs ended the year with generally good gains over the thrashing many of their stock prices took earlier in the year. Through October, the average mall REIT was up 23.4 percent, while shopping center REITs were up 16.2 percent. Outlet center REITs were the notable laggards with a .2 percent loss. The most significant deal in 1996 involved Simon Property Group's $1.5 billion acquisition of The DeBartolo Realty Corp. The combined company has a market capitalization of $7.5 billion and a portfolio of 111 regional malls, 66 strip centers, and several specialty centers.

      o Power center growth has arguably fueled the industry's expansion over the past few years. With investors having become more pessimistic due to overbuilding and cannibalization of sales, a new growth vehicle is emerging, the supercenter. This concept combines the elements of a neighborhood center, discounter, supermarket, and drug store into one unit of 150,000 to 200,000 square feet. At the end of 1995 there were 500 supercenters. A recent ICSC Survey expects the market to reach buildout in 2003 with 1,800 stores. Leading chains include Wal-Mart, Kmart, Target and Meyer.

      o Despite trends towards consolidation and downsizing, retailers say they will continue aggressive expansions over the next four years. These results were tabulated from Shopping Center World's 16th Annual Retailer's Expansion Plans Survey. Retailers say they will open 28,000 stores between 1997 and the end of 2000. Among the 148 responding retailers, 83 percent planned their expansions in shopping centers led by regional malls.

            o     Regional Malls                 72%
            o     Power Centers                  50%
            o     Neighborhood Centers           46%
            o     Community Centers              34%
            o     Outlet Centers                 20%
            o     Off-Price Centers              17%
            37 percent cited the southeastern part of the country as the hottest growth area.

      o As of January 1, 1995 there were 311 outlet centers with 44.4 million square feet of space. Outlet GLA has grown at a compound annual rate of 18.1 percent since 1989. The five outlet center REITs operated 132 centers as of mid-year 1996. By the year 2000 they expect to operate nearly 175 units. Overall occupancy in 1995 (1996 not available at this writing) slipped to 93.3 percent from 95.5 percent in 1994. Concerns of over-building, tenant bankruptcies, and consolidations have now negatively impacted this industry as evidenced by the hit the outlet REIT stocks have taken. Outlet tenants have not been immune to the global troubles impacting retail sales as comparable store sales were down .2 percent to $212 per square foot for the four quarters ended September 30, 1996.

================================================================================

                                                 National Retail Market Overview
================================================================================

      o Category Killers and discount retailers have continued to drive the demand for additional space. In 1995, new contracts were awarded for the construction or renovation of 260 million square feet of stores and shopping centers, up from 173 million square feet in 1991 according to F.W. Dodge, matching the highest levels over the past two decades. It is estimated that between 1992 and 1994, approximately 55.0 percent of new retail square footage was built by big box retailers. In 1994, it is estimated that they accounted for
            80.0 percent of all new stores. Most experts agree that the country is over-stored. Ultimately, it will lead to higher vacancy rates and place severe pressure on aging, capital intensive centers. Many analysts predict that consolidation will occur soon in other superstores categories such as in the office products segment where Office Depot and Staples have announced a merger.

      o Entertainment is clearly the new operational requisite for property owners and developers who are incorporating some form of entertainment into their designs. With a myriad of concepts available, ranging from mini-amusement parks to multiplex theater and restaurant themes, to interactive high-tech applications, choosing the right formula is a difficult task. Many of the nation's largest media and entertainment companies are getting into the retail business in some fashion. AMC Entertainment has formed a separate subsidiary, Centertainment, Inc., to work with developers to create entertainment based retail projects.

      o Super-regional value-oriented mega malls such as The Mills concept are expected to be one area of growth over the next several years. This hybrid concept incorporates the diverse mix of super-regional malls with the value-oriented aspects of factory outlets, category killers, off-price merchants and retailer clearance outlets under one roof. In addition, they add an entertainment component that is designed to extend the stay of the patron from approximately one to one and one-half hours in a traditional mall format to three to five hours. These malls are at least 1.0 million square feet although the Mills design averages 1.5 million square feet. They can contain between 7 and 20 anchors and have trade areas stretching upwards to 100 miles.

Investment Criteria and Institutional Investment Performance

      Investment criteria for mall properties range widely. Many firms and organizations survey individuals active in this industry segment in order to gauge their current investment criteria. These criteria can be measured against traditional units of comparison such as price (or value) per square foot of GLA and overall capitalization rates.

      The price that an investor is willing to pay represents the current or present value of all the benefits of ownership. Of fundamental importance is their expectation of increases in cash flow and the appreciation of the investment. Investors have shown a shift in preference to initial return, placing probably less emphasis on the discounted cash flow analysis (DCF). A DCF is defined as a set of procedures in which the quantity, variability, timing, and duration of periodic income, as well as the quantity and timing of reversions, are specified and discounted to a

================================================================================

                                                 National Retail Market Overview
================================================================================

present value at a specified yield rate. Understandably, market thinking has evolved after a few hard years of reality where optimistic cash flow projections did not materialize. The DCF is still, in our opinion, a valid valuation technique that when properly supported, can present a realistic forecast of a property's performance and its current value in the marketplace.

      Equitable Real Estate Investment Management, Inc. reports in their Emerging Trends in Real Estate - 1997 that their respondents give retail investments generally poor performance forecasts in their latest survey due to the protracted merchant shakeout which will continue into 1997 and the general overbuilding which has had a fundamental change on the industry. While dominant, Class A malls are still considered to be one of the best real estate investments anywhere, only 20 percent of the respondents recommended buying malls.

      Among the nine real estate categories tracked by Emerging Trends, each had estimated 1996 and forecasted 1997 value gains except for regional malls and power centers. Community centers showed a very modest (less than 1 percent) increase. One of the most daunting tasks facing owners is the competition for good tenants and the huge capital outlays needed to keep the properties functional and up-to-date. Emerging Trends views REITs as being buyers but the capital needs of many of these centers will likely hit FF0 hard over the next twelve to eighteen months. New REIT IPOs will be limited but consolidations and follow-up offerings will increase as REIT companies seek to grow capitalizations for greater operating efficiencies.

      Power centers were hit particularly hard in the latest survey. By some estimates this industry niche now accounts for 25 percent of all retail sales and not only have they hurt regional malls but their overbuilding has cannibalized each other. Power centers are now shown to be one of the riskiest investment classes with only 4 percent of the respondents saying its a good time to buy. For 1997, the interviewees see community and strip centers as offering the best investment opportunity in the retail sector.

      The following chart summarizes the results of their current survey.

================================================================================
                     Retail Property Rankings and Forecasts
================================================================================
                    Investment Potential                Predicted Value Gains
  Property Type     --------------------              --------------------------
                                              1996
                    Rating(1)  Ranking(2)  Rent Change   1 Yr.  5 Yrs.   10 Yrs.
================================================================================
  Regional Malls     4.9       8th           -0.1%      -1.7%   12.7%     26.6%
--------------------------------------------------------------------------------
  Power Centers      4.1       9th            0.1%      -2.3%    9.1%     19.7%
--------------------------------------------------------------------------------
Community Centers    5.3       6th (tie)      1.6%       0.3%   12.5%     26.1%
================================================================================
(1)   Scale of 1 to 10

(2)   Based on 9 property types

Source: Emerging Trends In Real Estate - 1997
================================================================================

      The NCREIF Property Index represents data collected from the Voting Members of the National Council of Real Estate Investment Fiduciaries. As shown in the following table, data through the fourth quarter of 1996 shows that the retail index posted a positive 5.08 percent increase in total return for the year. Increased competition in the retail sector from new and

================================================================================

                                                 National Retail Market Overview
================================================================================

expanding formats and changing locational references has caused the retail index to trail all other property types. In fact, this was the fifth consecutive quarter in which retail properties posted the lowest return among the five NCREIF property types. Overall, It appears also that value write-downs have continued. The -1.73 percent in negative appreciation for the retail subindex marked the continuation of this trend. Continuing concerns about overbuilding competition and capital requirements are cited as the primary factors for the pessimistic performance.

================================================================================
                             Retail Property Returns
                                  NCREIF Index
                             Fourth Quarter 1996 (%)
================================================================================
    Period        Income      Appreciation            Total       Change in CPI*
================================================================================
 4th.Qtr. 1996      2.09             -1.73              .36                  .51
--------------------------------------------------------------------------------
   One Year         8.46             -3.18             5.08                 3.32
--------------------------------------------------------------------------------
  Three Years       8.26             -2.82             5.27                 2.85
--------------------------------------------------------------------------------
  Five Years        7.88             -3.94             3.71                 2.84
--------------------------------------------------------------------------------
   Ten Years        7.26             -1.49             5.69                 3.68
================================================================================
* Annualized year ending 12/31
================================================================================
Source: Real Estate Performance Report
        National Council of Real Estate Investment Fiduciaries
================================================================================

      Retail's total return of 5.08 percent for 1996 was substantially behind the other investment categories including Apartment (11.10%), Office (12.74%), R&D (17.64%), and Warehouse (12.69%). Among the different retail categories, neighborhood centers posted the best total performance, while regional malls were laggards.

      =====================================================================
                         Retail Segment Performance
      =====================================================================
                   Category          Income     Appreciation     Total
      =====================================================================
           Neighborhood              8.85%          - .63%       8.17%
      ---------------------------------------------------------------------
           Community                 9.03%          -2.10%       6.79%
      ---------------------------------------------------------------------
           Regional Malls            7.74%          -3.98%       3.53%
      ---------------------------------------------------------------------
           Super Regional Malls      8.04%          -3.29%       4.55%
      =====================================================================

      From the above, it is clear that value declines were still in evidence during 1996.

      Private investor underwriting has become more conservative with respect to vacancy allowances, growth rates (rent, sales) and occupancy cost tolerance levels. The reduced spread between cash returns and internal rate of returns is evidence that buyers seek a higher proportion of their expected return from income rather than from appreciation.

      The Cushman & Wakefield Investor Survey also confirms trends that capitalization rates for most retail categories have risen. Regional malls have been the most affected. This is partly due to the fact that over 75 malls are currently available for sale.

================================================================================

                                                 National Retail Market Overview
================================================================================

      The Urban Land Institute, in their 1997 Real Estate Forecast - Mid Year Outlook, projects very small increases in effective rents through mid-1998 for both regional malls and strip shopping centers. Even though rent increases will likely be higher than 1996, they will likely not keep pace with inflation. In fact, retail garnered the bottom two spots in ULI's ranking of 10 property types in measuring their expected performance change. The downward pressure on rents has been attributed to the expansion of big-box retailers, which has resulted in a changing tenant base that requires a different type of space then exists in much of the older retail stock.

Real Estate Investment Trust Market (REITs)

      To date, the impact of REITs on the retail investment market has been significant, although the majority of Initial Property Offerings (IPOs) involving regional malls, shopping centers, and outlet centers did not enter the market until the latter part of 1993 and early 1994. It is noted that REITs have dominated the investment market for apartment properties and have evolved into a major role for retail properties as well.

      Currently, there are in excess of 300 REITs in the United States, more than three-quarters of which are publicly traded. The advantages provided by REITs, in comparison to more traditional real estate investment opportunities, include the diversification of property types and location, increased liquidity due to shares being traded on major exchanges, and the exemption from corporate taxes when 95.0 percent of taxable income is distributed.

      There are essentially three kinds of REITs which can either be "open-ended", or Finite-life (FREITs) which have specified liquidation dates, typically ranging from eight to fifteen years.

      o Equity REITs center around the ownership of properties where ownership interests (shareholders)receive the benefit of returns from the operating income as well as the anticipated appreciation of property value. Equity REITs typically provide lower yields than other types of REITs, although this lower yield is theoretically offset by property appreciation.

      o Mortgage REITs invest in real estate through loans. The return to shareholders is related to the interest rate for mortgages placed by the REIT.

      o Hybrid REITs combine the investment strategies of both the equity and mortgage REITs in order to diversify risk.

      The influx of capital into REITs has provided property owners with an significant alternative marketplace of investment capital and resulted in a considerably more liquid market for real estate. A number of "non-traditional" REIT buyers, such as utility funds and equity/income funds, established a major presence in the market during 1993/94.

      1995 was not viewed as a great year for REITs relative to the advances seen in the broader market. Through the end of December, equity REITs posted nearly a 10 percent total return according to the National Association of Real Estate Investment Trusts (NAREIT). The best performer among equity REITs was the office sector with a 38.8 percent total return. This

================================================================================

                                                 National Retail Market Overview
================================================================================

was followed by self-storage (34.9%), hotels (30.8%), triple-net lease (31.6%), and industrial/self-storage (27.9%). One equity REIT sector was in the red - outlet centers (-2.80%).

Retail REITs

      As of June 30, 1997, there were a total of 45 REITs specializing in retail, making up sizable percentage of the securities in the REIT market. Forty-four of these REIT companies are Equity REITs. Depending upon the property type in which they specialize, retail REITs are divided into three categories: shopping centers, regional malls, and outlet centers. The REIT performance indices chart, shown as Table A, displays a summary performance of the three composite categories. Table B identifies the number of companies and market capitalization for year end 1996 as well as through the second quarter 1997.

--------------------------------------------------------------------------------

                        Table A - Retail REIT Performance

--------------------------------------------------------------------------------
                                         12/31/96                6/30/97
                                ------------------------------------------------
                                Y-T-D Total   Dividend      Y-T-D       Dividend
                                  Return       Yield     Total Return    Yield

================================================================================

ALL REITs                          39.96%       6.59%       6.35%        6.52%

         Strip Centers             32.88%       6.50%       7.51%        6.32%
         Regional Malls            44.63%       6.60%       7.59%        6.69%
         Outlet Centers             3.78%       9.22%     (4.01%)        8.53%

--------------------------------------------------------------------------------
         Source:  Realty Stock Review

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                         Table B - Market Capitalization

--------------------------------------------------------------------------------
                             12/31/96                       6/30/97
                     -----------------------------------------------------------
                      No. of          Market         No. of         Market
                     Securities  Capitalization*   Securities   Capitalization

================================================================================

ALL REITs                    43        $20,190.7          45         $22,904.3
         Strip Centers       26        $11,145.8          25         $12,055.3
         Regional Malls      10        $ 7,349.0          12         $ 8,765.3
         Outlet Centers       6        $ 1,300.2           6         $ 1,373.5
--------------------------------------------------------------------------------

         * Number reported in thousands.
         Source: Realty Stock Review

--------------------------------------------------------------------------------

      As can be seen, the 43 REIT securities at year end 1996 had a market capitalization of approximately $20.2 billion. Total returns of nearly 40.0 percent were well ahead of the stock market as a whole and also exceeded the
35.8 percent return for all REITs. Regional malls did

================================================================================

                                                 National Retail Market Overview
================================================================================

exceptionally well with nearly a 45 percent return followed by strip centers at approximately 33%. Outlet centers, which were posting negative returns through the third quarter, recovered to show a 3.8 percent return for the year. Accordingly, dividend yields for this group were 9.22 percent, some 266 basis points above the composite average return.

      Data through the second quarter of 1997 shows that the new forty-five REIT securities have a market cap of $22.9 billion. Year to date returns for strip centers and regional malls are around 7.50% respectively. Alternatively, outlet center REIT's continue to perform poorly with a negative 4% return.

      While many of the country's best quality malls and shopping centers have recently been offered in the public market, this heavily capitalized marketplace has provided sellers with an attractive alternative to the more traditional market for large retail properties.

Regional Mall REITs

      The accompanying exhibit Table B summarizes the basic characteristics of nine REITs and one publicly traded real estate operating company (Rouse Company) comprised exclusively or predominantly of regional mall properties. Excluding the Rouse Company (ROUS), the IPOs have all been completed since November 1992. The nine public offerings with available information have a total of 281 regional or super regional malls with a combined leasable area of approximately 229 million square feet. This figure represents more than 14.0 percent of the total national supply of this product type.

      The ten companies are among the largest and best capitalized domestic real estate equity securities, and are considerably more liquid than more traditional real estate related investments.

================================================================================

                                                 National Retail Market Overview
================================================================================

--------------------------------------------------------------------------------
Table B - REGIONAL MALL REIT ANALYSIS
Cushman & Wakefield, Inc.

==============================================================================================================================
REIT PORTFOLIO                           CBL        CWN       GGP         JPR            MAC         MLS       RSE         SPG
                                       CBL &      Crown   General   JP Realty   The Macerich   The Mills     Rouse       Simon
                                      Assoc.   American    Growth        Inc.        Company        Corp   Company    Property
                                                                                                                         Group
==============================================================================================================================
----------------
Company Overview
----------------

No. of Retail Centers                   105         25        67         n/a             20          18        69         177
No. of Regional Malls                    16         25        66          10             17           4        38         113
Mall as % of Portfolio                   71%        99%       98%         71%            97%         82%       75%         77%
Avg. Total GLA/Center*                  655        545       699         493            735       1,500       873         759
------------------------------------------------------------------------------------------------------------------------------

---------------
Mall Operations
---------------

Reporting Year                         1995       1995      1995        1995           1995        1995      1995        1995
Avg. Sales PSF of Mall Shop GLA        $232       $206      $235        $208           $290        $297      $289        $276
Avg. Rent on Recent Leases           $17.41     $17.96    $21.80      $21.45         $23.00      $25.00    $24.90      $21.92
Minimum Rent/Sales Ratio                7.5%       8.7%      9.3%       10.3%           7.9%        8.4%      8.6%        7.9%
Total Occupancy Cost/Sales Ratio       12.3%      11.1%     12.1%       10.2%          11.3%       11.6%     12.2%       11.0%
Mall Shop Occupancy Level              88.2%      82.0%     86.2%       86.5%          92.2%       90.0%     95.2%       86.4%
------------------------------------------------------------------------------------------------------------------------------

------------
Share Prices
------------

IPO Date                           10/27/93     8/9/93    4/8/93         n/a         3/9/94        4/94      1966    12/26/93
IPO Price                            $19.50     $17.25    $22.00         n/a         $19.00      $23.50       n/a      $22.25
Current Price (11/29/96)             $24.50      $7.63    $27.75      $19.50         $23.25      $20.75    $26.50      $27.38
52-Week High                         $25.00      $8.75    $28.38      $19.75         $24.00      $22.50    $27.38      $27.88
52-Week Low                          $19.50      $6.63    $18.50      $15.13         $19.00      $16.50    $18.25      $21.13
------------------------------------------------------------------------------------------------------------------------------

-----------------------
Capitalization & Yields
-----------------------

Market Capitalization**              $1,266       $842    $2,744        $661         $1,328      $1,481    $3,936      $5,900
Annual Dividend                       $1.68      $0.80     $1.72       $1.92          $1.76       $1.89     $0.88       $1.97
Dividend Yield (11/29/96)              6.86%     10.48%     6.20%       9.85%          7.57%       9.11%     3.32%       7.20%
FFO 1996***                           $2.03      $1.29     $1.95       $1.83          $1.96       $1.96     $2.42       $2.34
FFO Yield (11/29/96)                   8.29%     16.91%     7.03%       9.38%          8.43%       9.45%     9.13%       8.55%
------------------------------------------------------------------------------------------------------------------------------

=======================================================
REIT PORTFOLIO                           TCO        URB
                                     Taubman      Urban
                                     Centers   Shopping
                                                Centers
=======================================================

----------------
Company Overview
----------------

No. of Retail Centers                    19         12
No. of Regional Malls                    19          8
Mall as % of Portfolio                  100%        95%
Avg. Total GLA/Center*                1,102      1,040
-------------------------------------------------------

---------------
Mall Operations
---------------

Reporting Year                         1995       1995
Avg. Sales PSF of Mall Shop GLA        $352       $344
Avg. Rent on Recent Leases           $41.27     $34.64
Minimum Rent/Sales Ratio               11.7%      10.1%
Total Occupancy Cost/Sales Ratio       15.1%      11.4%
Mall Shop Occupancy Level              88.0%      92.6%
-------------------------------------------------------

------------
Share Prices
------------

IPO Date                           11/18/92    10/6/93
IPO Price                            $11.00     $23.50
Current Price (11/29/96)             $11.63     $26.50
52 - Week High                       $12.50     $27.88
52 - Week Low                         $9.25     $20.13
-------------------------------------------------------

-----------------------
Capitalization & Yields
-----------------------

Market Capitalization**              $3,127     $1,072
Annual Dividend                       $0.88      $1.98
Dividend Yield (11/29/96)             7.57%      7.47%
FFO 1996***                           $0.98      $2.41
FFO Yield (11/29/96)                   8.43%      9.09%
-------------------------------------------------------

Source: Salomon Bothers, Realty Stock Review; Annual Reports and Green Street Advisors, Inc.

*   Numbers in thousands (000) includes malls only.

**  Numbers in millions.

*** Funds From Operations is defined as net income (loss) before depreciation, amortization, other non-cash items, extraordinary items, gains or losses on sales of assests and before minority interests in the Operating Partnership.
--------------------------------------------------------------------------------

================================================================================

                                                 National Retail Market Overview
================================================================================

Shopping Center REITs

      Shopping center REITs comprise the largest sector of the retail REIT market accounting for 26 out of the total 43 securities. General characteristics of seven of the largest shopping center REITs are summarized on Table C. The public equity market capitalization of the seven companies totaled $6.1 billion as of October 31, 1996. The two largest, Kimco Realty Corp. and New Plan Realty Trust have a market capitalization equal to approximately 34.4 percent of the group total.

      Year-to-date returns have been 16.19 percent for all shopping center REITs including a 7.36 percent dividend yield.

--------------------------------------------------------------------------------
Table C - SHOPPING CENTER REIT ANALYSIS
Cushman & Wakefield, Inc.

===========================================================================================================================
REIT PORTFOLIO                     DDR           FRT        GRT          JPR           KIM        NPR      VNO          WRI
                                 Devel.      Federal   Glimcher           JP         Kimco   New Plan   Vornado  Weingarten
                            Diversified   Realty Inv     Realty   Realty Inc   Realty Corp     Realty   Realty       Realty
===========================================================================================================================
----------------
Company Overview
----------------

Total Properties                    111           53         84           46           193        123       85          161
Total Retail Centers                104           53         84           40           193        102       56          141
Total Retail GLA*                23,600       11,200     12,300        6,895        26,001     14,500    9,501       13,293
Avg. Total GLA/Center*              227          211        146          172           135        142      170           94
---------------------------------------------------------------------------------------------------------------------------

---------------
Mall Operations
---------------

Reporting Year                       --           --       1994           --          1994         --       --         1994
Total Rental Income                  --           --    $71,101           --      $125,272         --       --     $112,233
Average Rent/Square Foot          $6.04           --      $5.78           --         $4.82         --       --        $8.44
Total Operating Expenses             --           --    $45,746           --       $80,563         --       --      $76,771
Operating Expenses/Square Foot       --           --      $3.72           --         $3.10         --       --        $5.78
Operating Expense Ratio              --           --       64.3%          --          64.3%        --       --         68.4%
Total Occupancy Level              96.6%        95.1%      96.3%        94.0%         94.7%      95.4%    94.0%        92.0%
---------------------------------------------------------------------------------------------------------------------------

------------
Share Prices
------------

IPO Date                           1992         1993       1994         1994          1991       1973     1993         1985
IPO Price                        $19.50       $17.25     $14.75       $22.00        $19.00         --   $22.25           --
Current Price (12/15/95)         $29.88       $23.38     $17.75       $20.63        $42.25     $21.63   $36.13       $36.13
52-Week High                     $32.00       $23.75     $22.38       $21.38        $42.25     $23.00   $38.13       $38.13
52-Week Low                      $26.13       $19.75     $16.63       $17.38        $35.00     $18.75   $32.75       $32.75
---------------------------------------------------------------------------------------------------------------------------

-----------------------
Capitalization & Yields
-----------------------

Outstanding Shares**              18.96        32.22      24.48        19.72         22.43      53.26    24.20        26.53
Market Capitalization**            $567         $753       $435         $407          $948     $1,152     $874         $959
Annual Dividend                   $2.40        $1.64      $1.92        $1.68         $2.16      $1.39    $2.24        $2.40
Dividend Yield (12/15/95)          8.03%        7.01%     10.82%        8.14%         5.11%      6.43%    6.20%        6.64%
FF0 1995***                       $2.65        $1.78      $2.25        $1.83         $3.15      $1.44    $2.67        $2.80
FF0 Yield (12/15/95)               8.87%        7.61%     12.68%        8.87%         7.46%      6.66%    7.39%        7.75%
---------------------------------------------------------------------------------------------------------------------------

Source: Salomon Bothers and Realty Stock Review; Annual Reports

*   Numbers in thousands (000) includes retail properties only.

**  Numbers in millions.

*** Funds From Operations is defined as net income (loss) before depreciation, amortization, other non-cash items, extraordinary items, gains or losses on sales of assests and before minority interests in the Operating Partnership.

================================================================================

                                                 National Retail Market Overview
================================================================================

Outlook

      A review of various data sources reveals the intensity of the development community's efforts to serve a U.S. retail market that is still growing, shifting and evolving. It is estimated 25-30 power centers appear to be capable of opening annually, generating more than 12 million square feet of new space per year. That activity is fueled by the locational needs of key power center tenants, 27 of which indicated in recent year-end reports to shareholders an appetite for 900 new stores annually, an average of 30 new stores per firm.

      With a per capita GLA figure of 19 square feet, most analysts are in agreement that the country is already over-stored. As such, new centers will become feasible through the following demand generators:

      o The gradual obsolescence of some existing retail locations and retail facilities;

      o The evolution of the locational needs and format preferences of various anchor tenants; and

      o Rising retail sales generated by increasing population and household levels.

      By the year 2000, total retail sales are projected to rise from $2.237 trillion in 1994 to almost $2.9 trillion; shopping center-inclined sales are projected to rise by $361 billion, from $1.194 trillion in 1994 to nearly $1.6 trillion in the year 2000. Those increases reflect annual compound growth rates of 4.1 percent and 4.5 percent, respectively, for the six-year period.

      On balance, we conclude that the outlook for the retail industry is one of cautious optimism. Because of the importance of consumer spending to the economy, the retail industry is one of the most studied and analyzed segments of the economy. One obvious benefactor of the aggressive expansion and promotional pricing which has characterized the industry is the consumer. There will continue to be an increasing focus on choosing the right format and merchandising mix to differentiate the product from the competition and meet the needs of the consumer. Quite obviously, many of the nations' existing retail developments will find it difficult if not impossible to compete. Tantamount to the success of these older centers must be a proper merchandising or repositioning strategy that adequately considers the feasibility of the capital intensive needs of such an undertaking. Coincident with all of the change which will continue to influence the industry is a general softening of investor bullishness. This will lead to a realization that the collective interaction of the fundamentals of risk and reward now require higher capitalization rates and long term yield expectations in order to attract investment capital.

================================================================================

=========================================================================================================================
BIG BOX RETAIL LEASES
Cushman & Wakefield, Inc.
=========================================================================================================================
                                      Lease                             Term/       Bldg Area      Annual      Rent/
No.         Property/Location         Date           Tenant            Options       (Sq/Ft)        Rent       Sq/Ft
=========================================================================================================================
1   Austin Power Center              Jan-99     Home Depot             20 yrs.       103,680     $2,025,000    $19.53
    Austin Avenue & NYS Thruway
    Yonkers, NY

-------------------------------------------------------------------------------------------------------------------------
2   Austin Power Center              Jan-99     Costco                 25 yrs.       134,632     $2,019,480    $15.00
    Austin Avenue & NYS Thruway
    Yonkers, NY

-------------------------------------------------------------------------------------------------------------------------
3   Lowe's Home Center               Oct-97     Lowe's                 20 yrs.       130,316       $977,370     $7.50
    W/S of Grant Avenue                                              1 1-yr. opt.
    Town of Sennett                                                  4 5-yr. opt.
    Cayuga County, NY                                                1 6-yr. opt.

-------------------------------------------------------------------------------------------------------------------------
4   Springhurst Towne Center        Fall-97     Kohl's                 20 yrs.        86,584       $671,026     $7.75
    Westport & I-265                                                 4 5-yr. opt.
    Louisville, Kentucky

-------------------------------------------------------------------------------------------------------------------------
5   Hudson Valley Plaza              Spr-97     Wal-Mart               20 yrs.       201,000     $1,396,950     $6.95
    Route 9W & 199                                                   4 5-yr. opt.
    Town of Ulster, NY

-------------------------------------------------------------------------------------------------------------------------
6   Hudson Valley Plaza              Spr-97     Sam's Club             20 yrs.       114,547       $670,100     $5.85
    Route 9W & 199                                                   4 5-yr. opt.
    Town of Ulster, NY

-------------------------------------------------------------------------------------------------------------------------
7   Hudson Valley Plaza              Spr-97     Lowe's                 20 yrs.       130,019     $1,170,171     $9.00
    Route 9W & 199                                                   4 5-yr. opt.
    Town of Ulster, NY

-------------------------------------------------------------------------------------------------------------------------
8   Hillview Shopping Center          1997      Home Place             15 yrs.        40,000       $800,000    $20.00
    Route 38                        Proposed
    Cherry Hill, New Jersey

-------------------------------------------------------------------------------------------------------------------------
9   Lowe's Home Center               Oct-96     Lowe's                 20 yrs.       131,645       $999,318     $7.59
    Sycamore, Ash, & Shippers                                        4 5-yr. opt.
    Vestal, Broome Cty., NY                                          1 7-yr. opt.

-------------------------------------------------------------------------------------------------------------------------
10  Brandywine Square                Aug-96     BJ's Wholesale         20 yrs.       108,242     $1,190,662    $11.00
    SS/ Route 30 at Quarry Road
    Chester County, Pennsylvania

-------------------------------------------------------------------------------------------------------------------------
11  Brandywine Square                Aug-96     Hechinger              20 yrs.        99,000     $1,242,450    $12.55
    SS/ Route 30 at Quarry Road
    Chester County, Pennsylvania

-------------------------------------------------------------------------------------------------------------------------
12  Walmart Supercenter              Spr-96     Wal-Mart               20 yrs.       202,590     $1,243,903     $6.14
    I-85 & I-575
    Newman, GA

-------------------------------------------------------------------------------------------------------------------------

=========================================================================================
                                                                              Estimated
No.         Property/Location          Steps                 % Rent             Sales
=========================================================================================
1   Austin Power Center            $21.48/sf yr. 6        1.0% of sales       $36,184,320
    Austin Avenue & NYS Thruway    $23.63/sf yr. 11       over a natural
    Yonkers, NY                    $26.00/sf yr. 16         breakpoint

-----------------------------------------------------------------------------------------
2   Austin Power Center            $16.13/sf yr. 6        1.0% of sales       $80,779,200
    Austin Avenue & NYS Thruway    $17.39/sf yr. 11       over a natural
    Yonkers, NY                    $18.97/sf yr. 16         breakpoint
                                   $20.42/sf yr. 21

-----------------------------------------------------------------------------------------
3   Lowe's Home Center             $7.50/sf yr. 21             N/A            $40,000,000
    W/S of Grant Avenue          $8.25/sf yrs. 22-26
    Town of Sennett              $9.08/sf yrs. 27-31
    Cayuga County, NY            $9.98/sf yrs. 32-36

-----------------------------------------------------------------------------------------
4   Springhurst Towne Center        $8.50/sf yr.11        2.5% of sales       $18,000,000
    Westport & I-265                                      over a natural
    Louisville, Kentucky                                    breakpoint

-----------------------------------------------------------------------------------------
5   Hudson Valley Plaza                  None                   No            $45,000,000
    Route 9W & 199
    Town of Ulster, NY

-----------------------------------------------------------------------------------------
6   Hudson Valley Plaza                  None                   No            $35,000,000
    Route 9W & 199
    Town of Ulster, NY

-----------------------------------------------------------------------------------------
7   Hudson Valley Plaza           10% increase every     2% of sales over     $50,000,000
    Route 9W & 199                     5 years             $32,000,000;
    Town of Ulster, NY                                      capped at
                                                             $0.95/sf

-----------------------------------------------------------------------------------------
8   Hillview Shopping Center       $21.00/sf yr. 6             N/A
    Route 38                       $22.00/sf yr.11
    Cherry Hill, New Jersey

-----------------------------------------------------------------------------------------
9   Lowe's Home Center                   None            2% of sales over     $47,500,000
    Sycamore, Ash, & Shippers                                natural
    Vestal, Broome Cty., NY                                 breakpoint

-----------------------------------------------------------------------------------------
10  Brandywine Square              $11.88/sf yr. 6             N/A
    SS/ Route 30 at Quarry Road    $12.83/sf yr. 11
    Chester County, Pennsylvania   $13.86/sf yr. 16

-----------------------------------------------------------------------------------------
11  Brandywine Square              $13.18/sf yr. 11            N/A
    SS/ Route 30 at Quarry Road
    Chester County, Pennsylvania

-----------------------------------------------------------------------------------------
12  Walmart Supercenter                  None                   No            $68,070,240
    I-85 & I-575
    Newman, GA

-----------------------------------------------------------------------------------------

=====================================================================================
                                 Rent-Sales
No.         Property/Location       Ratio                Comments
=====================================================================================
1   Austin Power Center              5.6%  Anchor in 427,256 SF proposed ctr.
    Austin Avenue & NYS Thruway            which will also include Costco. Con-
    Yonkers, NY                            struction expected to be completed by
                                           Jan-99. Sales '95 chain avg.

-------------------------------------------------------------------------------------
2   Austin Power Center              2.5%  Anchor in 427,256 SF proposed ctr.
    Austin Avenue & NYS Thruway            which also incl. HomeDepot. Con-
    Yonkers, NY                            strcution expected to be completed by
                                           Jan-99. Sales ' 96 chain avg.

-------------------------------------------------------------------------------------
3   Lowe's Home Center               2.4%  New Lowe's Home Center with Fall
    W/S of Grant Avenue                    97 completion. New lease with
    Town of Sennett                        landlord only responsible for structural
    Cayuga County, NY                      repairs.

-------------------------------------------------------------------------------------
4   Springhurst Towne Center         3.7%  Freestanding discount dept. store as
    Westport & I-265                       anchor in proposed power center.
    Louisville, Kentucky                   Kohl's to pay CAM+5% Fee, insur.,
                                           and taxes. Sales are chain avg.

-------------------------------------------------------------------------------------
5   Hudson Valley Plaza              3.1%  Wal-Mart Supercenter to open in May
    Route 9W & 199                         97. Adjacent to Hudson Valley Mall.
    Town of Ulster, NY                     NNN lease in planned power center
                                           w/ Sam's Club, Lowe's.

-------------------------------------------------------------------------------------
6   Hudson Valley Plaza              1.9%  Sam's Club to open in March 97.
    Route 9W & 199                         Adjacent to Hudson Valley Mall.NNN
    Town of Ulster, NY                     lease in planned power center w/ Wal-
                                           Mart, Lowe's.

-------------------------------------------------------------------------------------
7   Hudson Valley Plaza              2.3%  Lowe's to open March 97. Adjacent
    Route 9W & 199                         to Hudson Valley Mall. NNN lease in
    Town of Ulster, NY                     planned power center w/Wal-Mart,
                                           Sam's Club. Sales proj.

-------------------------------------------------------------------------------------
8   Hillview Shopping Center               Proposed triple net lease in existing
    Route 38                               shopping center.
    Cherry Hill, New Jersey

-------------------------------------------------------------------------------------
9   Lowe's Home Center               2.1%  New $5.1M freestanding store.
    Sycamore, Ash, & Shippers              Tenant pays all expenses except
    Vestal, Broome Cty., NY                structural repairs in 1st 10 yrs. Sale
                                           projected b/w $45.0-50.0M.

-------------------------------------------------------------------------------------
10  Brandywine Square                      New 590,000sf power ctr. On site of
    SS/ Route 30 at Quarry Road            former Dowington Inn. NNN lease.
    Chester County, Pennsylvania           Other tenants include PetsMart,
                                           Dick's, Hechinger Opened 8/96.

-------------------------------------------------------------------------------------
11  Brandywine Square                      New 590,000sf power ctr. On site of
    SS/ Route 30 at Quarry Road            former Dowington Inn. NNN lease.
    Chester County, Pennsylvania           Other tenants include PetsMart,
                                           Dick's, BJ's Whole. Opened 8/96.

-------------------------------------------------------------------------------------
12  Walmart Supercenter              1.8%  New Wal-Mart scheduled opened in
    I-85 & I-575                           Spring 1996. Sales are based on Wal
    Newman, GA                             Mart/Sam's chain average.

-------------------------------------------------------------------------------------

=========================================================================================================================
BIG BOX RETAIL LEASES
Cushman & Wakefield, Inc.
=========================================================================================================================
                                      Lease                             Term/       Bldg Area      Annual      Rent/
No.         Property/Location         Date           Tenant            Options       (Sq/Ft)        Rent       Sq/Ft
=========================================================================================================================
13  Caldor                           Spr-96     Caldor                 25 yrs.       113,275     $1,699,125    $15.00
    Everett, MA

-------------------------------------------------------------------------------------------------------------------------
14  Caldor                           Spr-96     Caldor                 25 yrs.       124,500     $1,992,000    $16.00
    Huntington, NY

-------------------------------------------------------------------------------------------------------------------------
15  Super Kmart                      Feb-96     Super Kmart            25 yrs.       178,189     $1,514,607     $8.50
    Confidential West                                               10 5-yr. opt.
    Virginia location

-------------------------------------------------------------------------------------------------------------------------
16  Builders Square                  Dec-95     Builders Square        25 yrs.       109,800     $1,170,468    $10.66
    Confidential Midwest                                            10 5-yr. opt.
    Location


-------------------------------------------------------------------------------------------------------------------------
17  Wal-Mart Supercenter             Nov-95     Wal-Mart               20 yrs.       202,590     $1,096,112     $5.41
    Highway 41
    Cartersville, GA

-------------------------------------------------------------------------------------------------------------------------
18  Builders Square                  Nov-95     Builders Square        25 yrs.       109,800       $933,300     $8.50
    Confidential Midwest                                            10 5-yr. opt.
    Location


-------------------------------------------------------------------------------------------------------------------------
19  New Hope Commons                 Oct-95     Wal-Mart               10 yrs.       149,929      $1,215,924    $8.11
    I-40 & Highway 501-15                                            4 5-yr opt.
    Durham, North Carolina


-------------------------------------------------------------------------------------------------------------------------
20  Independence Commons             Sep-95     Kohl's                 20 yrs.        80,684       $526,867     $6.53
    Independence, Missouri
    (Homart)


-------------------------------------------------------------------------------------------------------------------------
21  Kmart                            Sep-95     Kmart                  25 yrs.       124,157     $1,075,000     $8.66
    Confidential West Coast                                          5 5-yr opt.
    Location


-------------------------------------------------------------------------------------------------------------------------
22  Kmart                            Sep-95     Kmart                  20 yrs.       145,780     $2,988,490    $20.50
    Confidential NE Location



-------------------------------------------------------------------------------------------------------------------------
23  Hornell Shopping Plaza           Jun-95     Wal-Mart               20 yrs.       128,268       $741,389     $5.78
    Hornell, New York



-------------------------------------------------------------------------------------------------------------------------
24  Builders Square                  May-95     Builders Square        25 yrs.       109,800     $1,305,212    $11.89
    Confidential Midwest                                             10 5-yr opt.
    Location

-------------------------------------------------------------------------------------------------------------------------

=========================================================================================
                                                                              Estimated
No.         Property/Location          Steps                 % Rent             Sales
=========================================================================================
13  Caldor
    Everett, MA                         None                   No            $26,000,000

-----------------------------------------------------------------------------------------
14  Caldor                              None                   No            $23,000,000
    Huntington, NY

-----------------------------------------------------------------------------------------
15  Super Kmart                         None                   No            $60,000,000
    Confidential West
    Virginia location

-----------------------------------------------------------------------------------------
16  Builders Square                     None                   No            $18,446,400
    Confidential Midwest
    Location


-----------------------------------------------------------------------------------------
17  Wal-Mart Supercenter                None                   No            $68,070,240
    Highway 41
    Cartersville, GA

-----------------------------------------------------------------------------------------
18  Builders Square                     None                   No            $18,446,400
    Confidential Midwest
    Location


-----------------------------------------------------------------------------------------
19  New Hope Commons                    None             5% of sales in      $50,376,144
    I-40 & Highway 501-15                                  excess of
    Durham, North Carolina                                 stipulated
                                                           breakpoint

-----------------------------------------------------------------------------------------
20  Independence Commons           $7.15/sf yr. 3                            $15,000,000
    Independence, Missouri        $7.40/sf yr. 11
    (Homart)                       $7.65/sf yr.16


-----------------------------------------------------------------------------------------
21  Kmart                               None                   No            $17,754,451
    Confidential West Coast
    Location


-----------------------------------------------------------------------------------------
22  Kmart                           5% increase           1% of sales        $34,112,520
    Confidential NE Location       every 5 years          in excess of
                                                          $60,000,000


-----------------------------------------------------------------------------------------
23  Hornell Shopping Plaza              None            0.5% of sales in     $43,098,048
    Hornell, New York                                   yr. 8; capped at
                                                        $1.00/sf; 7th yr
                                                        sales as break.

-----------------------------------------------------------------------------------------
24  Builders Square                     None                   No            $16,689,600
    Confidential Midwest
    Location

-----------------------------------------------------------------------------------------

=====================================================================================
                                 Rent-Sales
No.         Property/Location       Ratio                Comments
=====================================================================================
13  Caldor                          6.5%  Triple net lease of Caldor located in
    Everett, MA                           everett, MA. Lease started in early
                                          1996.

---------------------------------------------------------------------------------------
14  Caldor                          8.7%  Semi net Caldor lease which began in
    Huntington, NY                        ealry 1996.

---------------------------------------------------------------------------------------
15  Super Kmart                     2.5%  New Super Kmart on NNN lease. No
    Confidential West                     % rent or steps. Sales based on
    Virginia location                     projection by Kmart.

---------------------------------------------------------------------------------------
16  Builders Square                 6.3%  New Builders Square which opened
    Confidential Midwest                  beginning 1996. Lease is on a NET
    Location                              basis. Sales based on Builders
                                          Square state average.

---------------------------------------------------------------------------------------
17  Wal-Mart Supercenter            1.6%  Wal-Mart Supercenter which opened
    Highway 41                            in November 1995. Sales based on
    Cartersville, GA                      Wal-Mart/Sam's chain average.

---------------------------------------------------------------------------------------
18  Builders Square                 5.1%  NET lease of Builders Square which
    Confidential Midwest                  opened in Nov-95. No percentage
    Location                              rents or steps. Sales based on
                                          B.S. state average

---------------------------------------------------------------------------------------
19  New Hope Commons                2.4%  New 407,360sf power center. Opts. At
    I-40 & Highway 501-15                 $8.11/sf. Tenant pays utilities & p/r
    Durham, North Carolina                taxes, CAM, & insur. Sales based on
                                          Wal-Mart/Sam's avg.

---------------------------------------------------------------------------------------
20  Independence Commons            3.5%  New 363,853sf power center. No %
    Independence, Missouri                rent clause. P/R CAM & taxes.
    (Homart)                              Kohl's received $30/sf in workletter.
                                          Sales based on chain avg./unit.

---------------------------------------------------------------------------------------
21  Kmart                           6.1%  New Super Kmart which opened in
    Confidential West Coast               November 1995. Lease is on a NET
    Location                              basis with no steps. Sales are based
                                          on Kmart state average.

---------------------------------------------------------------------------------------
22  Kmart                           8.8%  New Super Kmart due to open 2nd
    Confidential NE Location              quarter 1996. Lease includes 4-5
                                          year options. Sales estimated based
                                          on 150% of Kmart state avg.

---------------------------------------------------------------------------------------
23  Hornell Shopping Plaza          1.7%  New 250,000sf ctr. Turn-key. P/R
    Hornell, New York                     share taxes, ins.; CAM cap at $.50/sf
                                          yrs 1-10; $.70/sf yrs 11-20. Sales
                                          based on Wal-Mart/Sam's avg.

---------------------------------------------------------------------------------------
24  Builders Square                 7.8%  Builders Square which opened in
    Confidential Midwest                  November 1995. Lease is on a net
    Location                              basis with no steps or % rent. Sales
                                          based on B.S. state average.

---------------------------------------------------------------------------------------

                           Community Centers One LLC
??/13/97                                                                 9:12 am

[ILLEGIBLE]: KUSHNER                                                     Page: 1

Property: NEW HOPE COMMONS

                           Retail Sales Detail Report

                          Reported Sales : 1996 - 1997
                      Select By            : Unit Ref
                      Type of Occupant     : Current
                      Include Non Reporters: No


      Tenant                             Year         January   February     March      April      May        June
====================================================================================================================
0-101              Wal-Mart #2137
Sq Ft                  149,929           1997       3,167,028
Rent                   101,389.48        1996         967,545  3,167,028  3,167,028  3,167,028  3,167,028  3,167,028
Store Opened             10/14/95
Lease Exp                10/13/15
Departments                    No
--------------------------------------------------------------------------------------------------------------------
0-102              Vacant
Sq Ft                    7,200           1997 -- No Sales
Rent                         0.00        1996 -- No Sales
Move In
Lease Exp
Departments                   No
--------------------------------------------------------------------------------------------------------------------
0-103              Michaels #9502
Sq Ft                   19,064           1997 -- No Sales
Rent                    14,456.87        1996         268,812    268,812    268,812    268,812    268,812    268,812
Store Opened              8/31/95
Lease Exp                 2/28/05
Departments                    No
--------------------------------------------------------------------------------------------------------------------
0-104              Marshalls #657
Sq Ft                   31,134           1997 -- No Sales
Rent                    22,733.25        1996         393,719    393,719    393,719    393,719    393,719    393,719
Store Opened              8/14/95
Lease Exp                 1/31/11
Departments                    No
--------------------------------------------------------------------------------------------------------------------
0-105              Shoe Show #437
Sq Ft                    2,635           1997                     22,523                25,185
Rent                     3,732.92        1996          14,147     16,931     22,572     26,653     29,104     23,800
Store Opened              9/16/95
Lease Exp                 1/31/01
Departments                    No
--------------------------------------------------------------------------------------------------------------------


      Tenant                       Year         July      August   September   October    November   December  Yr. SPSF   Yr. Total
====================================================================================================================================
0-101        Wal-Mart #2137
Sq Ft            149,929           1997                                                                               21   3,167,028
Rent             101,389.48        1996       3,167,028  3,167,028  3,167,028  3,167,028  3,167,028  3,167,028       239  35,804,855
Store Opened       10/14/95
Lease Exp          10/13/15
Departments              No
------------------------------------------------------------------------------------------------------------------------------------
0-102        Vacant
Sq Ft              7,200           1997 -- No Sales
Rent                   0.00        1996 -- No Sales
Move In
Lease Exp
Departments              No
------------------------------------------------------------------------------------------------------------------------------------
0-103        Michaels #9502
Sq Ft             19,064           1997 -- No Sales
Rent              14,456.87        1996         268,812    268,812    268,812    268,812    268,812    268,812       169   3,225,740
Store Opened        8/31/95
Lease Exp           2/28/05
Departments              No
------------------------------------------------------------------------------------------------------------------------------------
0-104        Marshalls #657
Sq Ft             31,134           1997 -- No Sales
Rent              22,733.25        1996         393,719    393,719    393,719    393,719    393,719    393,719       152   4,724,625
Store Opened        8/14/95
Lease Exp           1/31/11
Departments              No
------------------------------------------------------------------------------------------------------------------------------------
0-105        Shoe Show #437
Sq Ft              2,635           1997                                                                               18      47,709
Rent               3,732.92        1996          21,032     29,307     21,016     25,393     24,297                   96     254,255
Store Opened        9/16/95
Lease Exp           1/31/01
Departments              No
------------------------------------------------------------------------------------------------------------------------------------

                           Community Centers One LLC
??/13/97                                                                 9:12 am

[ILLEGIBLE]: KUSHNER                                                     Page: 2

Property: NEW HOPE COMMONS

                           Retail Sales Detail Report

                          Reported Sales : 1996 - 1997
                              Select By: Unit Ref
                           Type of Occupant: Current
                           Include Non Reporters: No


      Tenant                             Year         January   February     March      April      May        June
====================================================================================================================
0-106              Cosmetic Center #73
Sq Ft                    6,572           1997          82,732    108,036     92,956     86,893
Rent                     8,488.83        1996          61,791    101,044     82,109     85,833    115,825     90,518
Store Opened              8/26/95
Lease Exp                 8/31/00
Departments                    No
--------------------------------------------------------------------------------------------------------------------
0-107              Linens 'N Things #460
Sq Ft                   31,999           1997 -- No Sales
Rent                    27,332.48        1996                               479,088    330,066    382,320    617,765
Store Opened              8/25/95
Lease Exp                 1/31/11
Departments                    No
--------------------------------------------------------------------------------------------------------------------
0-108              WireFree Communications
Sq Ft                      600           1997           5,602      7,015      7,116      6,475
Rent                     1,081.50        1996           7,327     10,318     15,302     14,274     26,869     23,617
Store Opened             10/10/95
Lease Exp                 9/30/00
Departments                    No
--------------------------------------------------------------------------------------------------------------------
0-109              Chesapeake Bagel
Sq Ft                    2,400           1997          47,896     43,754     52,846     49,309     52,835
Rent                     3,656.00        1996          39,180     40,628     51,964     50,878     52,351     54,068
Store Opened             11/09/95
Lease Exp                11/30/05
Departments                    No
--------------------------------------------------------------------------------------------------------------------
0-110              Omega Sports
Sq Ft                    6,968           1997          56,295     67,612     90,466     70,605
Rent                     8,500.00        1996          31,375     32,382     57,622     55,995     48,072     63,010
Store Opened             11/16/95
Lease Exp                11/30/00
Departments                    No
--------------------------------------------------------------------------------------------------------------------


      Tenant                       Year         July      August   September   October    November   December  Yr. SPSF   Yr. Total
====================================================================================================================================
0-106       Cosmetic Center #73
Sq Ft             6,572           1997                                                                               56     370,617
Rent              8,488.83        1996          86,619    117,408     76,818     96,244    126,796    188,314       187   1,229,319
Store Opened          8/26/95
Lease Exp             8/31/00
Departments          No
------------------------------------------------------------------------------------------------------------------------------------
0-107       Linens 'N Things #460
Sq Ft            31,999           1997 -- No Sales
Rent             27,332.48        1996         474,917    629,252    522,164    417,907    554,033    930,590       167   5,338,102
Store Opened          8/25/95
Lease Exp             1/31/11
Departments          No
------------------------------------------------------------------------------------------------------------------------------------
0-108       WireFree Communications
Sq Ft               600           1997                                                                               44      26,208
Rent              1,081.50        1996          12,277     20,213     15,820     15,080      6,778     11,035       298     178,909
Store Opened         10/10/95
Lease Exp             9/30/00
Departments          No
------------------------------------------------------------------------------------------------------------------------------------
0-109       Chesapeake Bagel
Sq Ft             2,400           1997                                                                              103     246,641
Rent              3,656.00        1996          46,209     62,853     45,612     55,002     62,886     60,737       259     622,368
Store Opened         11/09/95
Lease Exp            11/30/05
Departments          No
------------------------------------------------------------------------------------------------------------------------------------
0-110       Omega Sports
Sq Ft             6,968           1997                                                                               41     284,978
Rent              8,500.00        1996          65,804    129,470     53,695     48,832     63,295    101,404       108     750,956
Store Opened         11/16/95
Lease Exp            11/30/00
Departments          No
------------------------------------------------------------------------------------------------------------------------------------

                           Community Centers One LLC
??/13/97                                                                 9:12 am

[ILLEGIBLE]: KUSHNER                                                     Page: 3

Property: NEW HOPE COMMONS

                           Retail Sales Detail Report

                          Reported Sales : 1996 - 1997
                              Select By: Unit Ref
                           Type of Occupant: Current
                           Include Non Reporters: No


      Tenant                             Year         January   February     March      April      May        June
====================================================================================================================
0-111              Old Navy-The Gap#5614
Sq Ft                   17,512           1997         349,788    517,671    983,380    551,925    687,880
Rent                    17,512.00        1996         238,610    320,927    535,167    481,721    432,824    576,056
Store Opened              8/31/95
Lease Exp                 8/31/00
Departments                    No
--------------------------------------------------------------------------------------------------------------------
0-112              Uptons (SALE)
Sq Ft                   58,845           1997 -- No Sales
Rent                         0.00        1996 -- No Sales
Store Opened              8/04/95
Lease Exp                12/31/43
Departments                    No
--------------------------------------------------------------------------------------------------------------------
0-113              Best Buys #160
Sq Ft                   45,000           1997 -- No Sales
Rent                    46,875.00        1996 -- No Sales
Store Opened             11/09/95
Lease Exp                 1/31/11
Departments                    No
--------------------------------------------------------------------------------------------------------------------
0-114              OfficeMax, Inc. #376
Sq Ft                   23,248           1997 -- No Sales
Rent                    20,342.00        1996 -- No Sales
Store Opened             11/16/95
Lease Exp                10/31/10
Departments                    No
--------------------------------------------------------------------------------------------------------------------
0-120              Party City #147
Sq Ft                    8,000           1997          80,816     92,262     98,524    117,395
Rent                    10,000.00        1996                                78,085     73,699     91,020     82,807
Store Opened              9/20/95
Lease Exp                 9/30/05
Departments                    No
--------------------------------------------------------------------------------------------------------------------


      Tenant                       Year         July      August   September   October    November   December  Yr. SPSF   Yr. Total
====================================================================================================================================
0-111       Old Navy-The Gap#5614
Sq Ft            17,512           1997                                                                              176   3,080,643
Rent             17,512.00        1996         360,809    596,392    814,779    627,412  1,000,841  1,181,868       409   7,167,404
Store Opened       8/31/95
Lease Exp          8/31/00
Departments             No
------------------------------------------------------------------------------------------------------------------------------------
0-112       Uptons (SALE)
Sq Ft            58,845           1997 -- No Sales
Rent                  0.00        1996 -- No Sales
Store Opened       8/04/95
Lease Exp         12/31/43
Departments             No
------------------------------------------------------------------------------------------------------------------------------------
0-113       Best Buys #160
Sq Ft            45,000           1997 -- No Sales
Rent             46,875.00        1996 -- No Sales
Store Opened      11/09/95
Lease Exp          1/31/11
Departments             No
------------------------------------------------------------------------------------------------------------------------------------
0-114       OfficeMax, Inc. #376
Sq Ft            23,248           1997 -- No Sales
Rent             20,342.00        1996 -- No Sales
Store Opened      11/16/95
Lease Exp         10/31/10
Departments             No
------------------------------------------------------------------------------------------------------------------------------------
0-120       Party City #147
Sq Ft             8,000           1997                                                                               49     388,997
Rent             10,000.00        1996          70,136     83,848     91,081    286,057     86,418    122,144       133   1,065,296
Store Opened       9/20/95
Lease Exp          9/30/05
Departments             No
------------------------------------------------------------------------------------------------------------------------------------

                           Community Centers One LLC
??/13/97                                                                 9:12 am

[ILLEGIBLE]: KUSHNER                                                     Page: 4

Property: NEW HOPE COMMONS

                           Retail Sales Detail Report

                          Reported Sales : 1996 - 1997
                              Select By: Unit Ref
                           Type of Occupant: Current
                           Include Non Reporters: No


      Tenant                             Year         January   February     March      April      May        June
====================================================================================================================
0-121              Shoe Department #436
Sq Ft                    4,125           1997                     44,190                56,302
Rent                     5,328.13        1996          44,216     45,826     65,765     68,334     66,652     54,830
Store Opened              9/23/95
Lease Exp                 1/31/01
Departments                    No
--------------------------------------------------------------------------------------------------------------------
0-122              Men's Wearhouse - Store #3202
Sq Ft                    5,000           1997         140,113    109,713    132,186    122,088
Rent                     6,875.00        1996         116,861     85,470    123,501     90,428     96,674    107,159
Store Opened              9/30/95
Lease Exp                 9/30/00
Departments                    No
--------------------------------------------------------------------------------------------------------------------
0-123              Neo Renaissance Restaurant
Sq Ft                    7,500           1997 -- No Sales
Rent                    11,587.50        1996 -- No Sales
Store Opened             12/09/95
Lease Exp                 9/30/05
Departments                    No
--------------------------------------------------------------------------------------------------------------------
0-124              Philly Steak Factory
Sq Ft                    1,119           1997          26,785     23,360     23,856     26,910
Rent                     1,776.88        1996          24,765     24,642     28,642     27,631     29,805     28,052
Store Opened             11/01/95
Lease Exp                 9/30/00
Departments                    No
--------------------------------------------------------------------------------------------------------------------
0-125              Great Clips/Tar Heel Clippers
Sq Ft                      900           1997          13,212     11,410     14,745     13,592
Rent                     1,429.50        1996          11,605     13,495     14,610     14,010     13,553     12,254
Store Opened             11/01/95
Lease Exp                 9/30/00
Departments                    No
--------------------------------------------------------------------------------------------------------------------


      Tenant                       Year         July      August   September   October    November   December  Yr. SPSF   Yr. Total
====================================================================================================================================
0-121       Shoe Department #436
Sq Ft             4,125           1997                                                                               24     100,492
Rent              5,328.13        1996          47,908     69,793     48,182     58,514     56,489                  152     626,509
Store Opened       9/23/95
Lease Exp          1/31/01
Departments             No
--------------------------------------------------------------------------------------------------------------------
0-122       Men's Wearhouse - Store #3202
Sq Ft             5,000           1997                                                                              101     504,100
Rent              6,875.00        1996          76,584     93,240    104,185    111,305    127,529    241,573       275   1,374,508
Store Opened       9/30/95
Lease Exp          9/30/00
Departments             No
--------------------------------------------------------------------------------------------------------------------
0-123       Neo Renaissance Restaurant
Sq Ft             7,500           1997 -- No Sales
Rent             11,587.50        1996 -- No Sales
Store Opened      12/09/95
Lease Exp          9/30/05
Departments             No
--------------------------------------------------------------------------------------------------------------------
0-124       Philly Steak Factory
Sq Ft             1,119           1997                                                                               90     100,911
Rent              1,776.88        1996                                                                              146     163,536
Store Opened      11/01/95
Lease Exp          9/30/00
Departments             No
--------------------------------------------------------------------------------------------------------------------
0-125       Great Clips/Tar Heel Clippers
Sq Ft               900           1997                                                                               59      52,958
Rent              1,429.50        1996          15,706     12,636     10,121     12,512     13,423     12,969       174     156,894
Store Opened      11/01/95
Lease Exp          9/30/00
Departments             No

                           Community Centers One LLC
??/13/97                                                                 9:12 am

[ILLEGIBLE]: KUSHNER                                                     Page: 5

Property: NEW HOPE COMMONS

                           Retail Sales Detail Report

                          Reported Sales : 1996 - 1997
                              Select By: Unit Ref
                           Type of Occupant: Current
                           Include Non Reporters: No


      Tenant                             Year         January   February     March      April      May        June
====================================================================================================================
0-130              Barnes & Noble #2631
Sq Ft                   25,200           1997         644,335    511,002    600,717    497,322
Rent                    30,450.00        1996         377,957    376,603    485,546    370,199    388,365    541,303
Store Opened              9/29/95
Lease Exp                 8/31/10
Departments                    No
--------------------------------------------------------------------------------------------------------------------
0-110A             Zany Brainy #325
Sq Ft                   13,010           1997 -- No Sales
Rent                    17,075.63        1996                                72,500    153,200    154,900    208,200
Store Opened              3/28/96
Lease Exp                 3/31/06
Departments                    No
Property Totals                          1997       4,614,602  1,558,548  2,096,792  1,624,001    740,715          0
                                         1996       2,597,909  4,897,825  5,942,031  5,672,478  5,757,891  6,312,997
--------------------------------------------------------------------------------------------------------------------


      Tenant                       Year         July      August   September   October    November   December  Yr. SPSF   Yr. Total
====================================================================================================================================
0-130          Barnes & Noble #2631
Sq Ft               25,200           1997                                                                            89   2,253,376
Rent                30,450.00        1996      398,656    412,305    465,024    437,449    516,234  1,188,987       236   5,958,627
Store Opened          9/29/95
Lease Exp             8/31/10
Departments                No
--------------------------------------------------------------------------------------------------------------------
0-110A         Zany Brainy #325
Sq Ft               13,010           1997 -- No Sales
Rent                17,075.63        1996      165,300    149,200    175,000    165,000    302,300    613,800       166   2,159,400
Store Opened          3/28/96
Lease Exp             3/31/06
Departments                No
Property Totals                      1997            0          0          0          0          0          0       817  10,634,658
                                     1996    5,671,516  6,235,474  6,273,056  6,186,264  6,770,879  8,482,979     5,442  70,801,303

                          NEW HOPE COMMONS 1997 UPDATE
                              LEASE ABSTRACT REPORT
                                 FOR ALL TENANTS

                   PRIMARY/                                                     ANNUAL
                  SECONDARY  SQUARE   LEASE   LEASE   OPTION       MINIMUM     MINIMUM   OVERAGE
    TENANT          CODES     FEET    BEGIN    END    #/MOS        RENT/SF       RENT       %
---------------   --------- -------   -----   -----   ------   -------------   --------- -------
# 1-SUITE 101           1   149,929   11/95   10/15     -               8.12   1,216,674    0.50
WAL MART                1

                                                       1- 60            8.12   1,216,674    0.50


                                                       2- 60            8.12   1,216,674    0.50


                                                       3- 60            8.12   1,216,674    0.50


                                                       4- 60            8.12   1,216,674    0.50


                                                       5- 60            8.12   1,216,674    0.50


# 2-SUITE 102A          2     3,150   10/97    9/02                    18.64      58,725    3.00
MATTRESS FIRM           4



                                                       1- 60           21.00      66,150    3.00




                                                       2- 60           22.50      70,875    3.00




# 3-SUITE 102B          2     4,050   10/97    9/07     -              16.00      64,800    4.00
DOLLAR TREE             4                                      10/02   17.00      68,850



# 4-SUITE 103           4    19,064    8/95    2/05     -               9.10     173,482    3.00
MICHAEL'S               8                                       9/97    9.25     176,342
                                                                9/00    9.75     185,874


                                                       1- 60           11.25     214,470    3.00




                                                       2- 60           12.25     233,534    3.00




                                                       3- 60           12.25     233,534    3.00




                   CEILING    BREAKPOINT
    TENANT         (000'S)    (000'S)           RECOVERIES
---------------   ---------   -----------   ------------------

# 1-SUITE 101     UNLIMITED         50,000  CAM-UPT-ELE-FIR 5%
WAL MART                                    REAL ESTATE TAXES

                  UNLIMITED         50,000  CAM-UPT-ELE-FIR 5%
                                            REAL ESTATE TAXES

                  UNLIMITED         50,000  CAM-UPT-ELE-FIR 5%
                                            REAL ESTATE TAXES

                  UNLIMITED         50,000  CAM-UPT-ELE-FIR 5%
                                            REAL ESTATE TAXES

                  UNLIMITED         50,000  CAM-UPT-ELE-FIR 5%
                                            REAL ESTATE TAXES

                  UNLIMITED         50,000  CAM-UPT-ELE-FIR 5%
                                            REAL ESTATE TAXES

# 2-SUITE 102A    UNLIMITED        NATURAL  CAM-UPT+GE+GF+MG15
MATTRESS FIRM                               REAL ESTATE TAXES
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE

                  UNLIMITED        NATURAL  CAM-UPT+GE+GF+MG15
                                            REAL ESTATE TAXES
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE

                  UNLIMITED        NATURAL  CAM-UPT+GE+GF+MG15
                                            REAL ESTATE TAXES
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE

# 3-SUITE 102B    UNLIMITED        NATURAL  CAM-UPT+GE+GF+MG15
DOLLAR TREE                                 REAL ESTATE TAXES
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE

# 4-SUITE 103     UNLIMITED        NATURAL  CAM-UPT+GFI+GEL 10
MICHAEL'S                                   REAL ESTATE TAXES
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE

                  UNLIMITED        NATURAL  CAM-UPT+GFI+GEL 10
                                            REAL ESTATE TAXES
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE

                  UNLIMITED        NATURAL  CAM-UPT+GFI+GEL 10
                                            REAL ESTATE TAXES
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE

                  UNLIMITED        NATURAL  CAM-UPT+GFI+GEL 10
                                            REAL ESTATE TAXES
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE

                   PRIMARY/                                                     ANNUAL
                  SECONDARY  SQUARE   LEASE   LEASE   OPTION       MINIMUM     MINIMUM   OVERAGE
    TENANT          CODES     FEET    BEGIN    END    #/MOS        RENT/SF       RENT       %
---------------   --------- -------   -----   -----   ------   -------------   --------- -------
# 5-SUITE 104           1    30,311    9/95    1/11     -               9.00     272,799    2.00
MARSHALL'S              1                                       9/97    9.15     277,346
                                                                9/00    9.50     287,955
                                                                9/05   10.50     318,266

                                                       1- 60           11.75     356,164    2.00




                                                       2- 60           12.75     386,465    2.00




                                                       3- 60           13.75     416,776    2.00




# 6-SUITE 105           2     2,635    6/97    9/02     -              17.00      44,795    5.00
SHOE SHOW LESS H.QUEST  3                                      10/97   18.50      48,748
                                                                6/00   18.75      49,406


# 7-SUITE 106           2     6,572    9/95    8/00     -              15.50     101,866    3.00
COSMETIC CENTER         5                                       9/97   16.50     108,438



                                                       1- 60           17.83     117,179    3.00




                                                       2- 60           20.50     134,726    3.00




                                                       3- 60           23.58     154,968    3.00




# 8-SUITE 107           1    31,999    9/95    1/11     -              10.25     327,990    3.00
LINENS N THINGS         1                                       9/97   10.55     337,589
                                                                9/00   10.85     347,189
                                                                9/05   11.45     366,389

                                                       1- 60           11.75     375,988    3.00




                                                       2- 60           12.37     395,828    3.00




                   CEILING    BREAKPOINT
    TENANT         (000'S)    (000'S)           RECOVERIES
---------------   ---------   -----------   ------------------

# 5-SUITE 104     UNLIMITED        NATURAL  CAM-UPT-FIR+GEL 5
MARSHALL'S                                  REAL ESTATE TAXES
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE

                  UNLIMITED        NATURAL  CAM-UPT-FIR+GEL 5
                                            REAL ESTATE TAXES
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE

                  UNLIMITED        NATURAL  CAM-UPT-FIR+GEL 5
                                            REAL ESTATE TAXES
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE

                  UNLIMITED        NATURAL  CAM-UPT-FIR+GEL 5
                                            REAL ESTATE TAXES
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE

# 6-SUITE 105     UNLIMITED        NATURAL  CAM-UPT+GFI+GEL 15
SHOE SHOW LESS                              REAL ESTATE TAXES
H.QUEST                                     PROP INS W/15%
                                            LIAB INS W/15%

# 7-SUITE 106     UNLIMITED        NATURAL  CAM-UPT-FIR+GEL 15
COSMETIC CENTER                             REAL ESTATE TAXES
                                            PROP INS W/15%
                                            LIAB INS W/15%

                  UNLIMITED        NATURAL  CAM-UPT-FIR+GEL 15
                                            REAL ESTATE TAXES
                                            PROP INS W/15%
                                            LIAB INS W/15%

                  UNLIMITED        NATURAL  CAM-UPT-FIR+GEL 15
                                            REAL ESTATE TAXES
                                            PROP INS W/15%
                                            LIAB INS W/15%

                  UNLIMITED        NATURAL  CAM-UPT-FIR+GEL 15
                                            REAL ESTATE TAXES
                                            PROP INS W/15%
                                            LIAB INS W/15%

# 8-SUITE 107     UNLIMITED        NATURAL  CAM-UPT-FIR+GEL 5
LINENS N THINGS                             REAL ESTATE TAXES
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE

                  UNLIMITED        NATURAL  CAM-UPT-FIR+GEL 5
                                            REAL ESTATE TAXES
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE

                  UNLIMITED        NATURAL  CAM-UPT-FIR+GEL 5
                                            REAL ESTATE TAXES
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE

                   PRIMARY/                                                     ANNUAL
                  SECONDARY  SQUARE   LEASE   LEASE   OPTION       MINIMUM     MINIMUM   OVERAGE
    TENANT          CODES     FEET    BEGIN    END    #/MOS        RENT/SF       RENT       %
---------------   --------- -------   -----   -----   ------   -------------   --------- -------
                                                       3- 60           12.80     409,587    3.00




# 9-SUITE 108           2       600   10/95    9/00     -              21.63      12,978
WIREFREE COMM           2                                      10/97   22.28      13,367
                                                               10/98   22.95      13,768
                                                               10/99   23.64      14,181

# 10-SUITE 109          2     2,400   12/95   11/05     -              18.28      43,872    5.00
CHESAPEAKE BAGEL        3                                      12/97   18.83      45,192
                                                               12/98   19.39      46,536
                                                               12/99   19.97      47,928
                                                               12/00   20.57      49,368
                                                               12/01   21.19      50,856
                                                               12/02   21.83      52,392
                                                               12/03   22.48      53,952
                                                               12/04   23.15      55,560

# 11-SUITE 111          4    17,512    9/95    8/00     -              12.00     210,144    2.00
OLD NAVY                8                                       9/97   13.00     227,656



                                                       1- 60           14.00     245,168    2.00




                                                       2- 60           16.00     280,192    2.00




# 12-SUITE 112          4    58,845    7/95   12/45     -               0.00           0
UPTON'S                 8

# 13-SUITE 113          1    45,000   12/95    1/11     -              12.50     562,500
BEST BUYS               1                                      12/97   12.90     580,500
                                                               12/00   13.35     600,744
                                                               12/05   14.35     645,750

                                                       1- 60           15.60     702,000



                                                       2- 60           16.85     758,250




                                                       3- 60           18.10     814,500




# 14-SUITE 114          1    23,248   11/95   10/10     -              10.50     244,104
OFFICE MAX              1                                      11/97   10.75     249,916
                                                               11/00   11.25     261,540
                                                               11/05   11.75     273,164

                   CEILING    BREAKPOINT
    TENANT         (000'S)    (000'S)           RECOVERIES
---------------   ---------   -----------   ------------------

                  UNLIMITED        NATURAL  CAM-UPT-FIR+GEL 5
                                            REAL ESTATE TAXES
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE

# 9-SUITE 108                      NATURAL  CAM-UPT+GE+GF+MG15
WIREFREE COMM                               RE TAX W/15% ADMIN
                                            PROP INS W/15%
                                            LIAB INS W/15%

# 10-SUITE 109    UNLIMITED        NATURAL  CAM-UPT+GFI+GEL 15
CHESAPEAKE BAGEL                            RE TAX W/15% ADMIN
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE






# 11-SUITE 111    UNLIMITED        NATURAL  CAM-UPT+GFI+GEL 10
OLD NAVY                                    RE TAX W/15% ADMIN
                                            PROP INS W/15%
                                            LIAB INS W/15%

                  UNLIMITED        NATURAL  CAM-UPT+GFI+GEL 10
                                            RE TAX W/15% ADMIN
                                            PROP INS W/15%
                                            LIAB INS W/15%

                  UNLIMITED        NATURAL  CAM-UPT+GFI+GEL 10
                                            RE TAX W/15% ADMIN
                                            PROP INS W/15%
                                            LIAB INS W/15%

# 12-SUITE 112                     NATURAL  UPTON'S PAYMENT
UPTON'S

# 13-SUITE 113                     NATURAL  CAM-UPT-FIR+GEL 7
BEST BUYS                                   REAL ESTATE TAXES
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE

                                   NATURAL  CAM-UPT-FIR+GEL 7
                                            REAL ESTATE TAXES
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE

                                   NATURAL  CAM-UPT-FIR+GEL 7
                                            REAL ESTATE TAXES
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE

                                   NATURAL  CAM-UPT-FIR+GEL 7
                                            REAL ESTATE TAXES
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE

# 14-SUITE 114                     NATURAL  CAM-UPT+GFI+GEL 7
OFFICE MAX                                  REAL ESTATE TAXES
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE

                   PRIMARY/                                                     ANNUAL
                  SECONDARY  SQUARE   LEASE   LEASE   OPTION       MINIMUM     MINIMUM   OVERAGE
    TENANT          CODES     FEET    BEGIN    END    #/MOS        RENT/SF       RENT       %
---------------   --------- -------   -----   -----   ------   -------------   --------- -------
                                                       1- 60           12.25     284,788




                                                       2- 60           13.50     313,848




                                                       3- 60           14.25     331,284




# 15-SUITE 120          2     8,000   10/95    9/05     -              15.00     120,000    1.00
PARTY CITY              5                                      10/98   15.50     124,000    2.00
                                                               10/00   16.00     128,000
                                                               10/03   16.50     132,000

                                                       1- 60           17.00     136,000    1.00
                                                               10/08   17.50     140,000    2.00



# 16-SUITE 110          2     6,968   12/95   11/00     -              14.64     102,000    4.00
OMEGA    SPORTS         5                                      12/97   15.08     105,060
                                                               12/98   15.53     108,180
                                                               12/99   15.99     111,418

                                                       1- 60           16.47     114,763    4.00
                                                               12/01   16.96     118,177
                                                               12/02   17.47     121,731
                                                               12/03   18.00     125,424
                                                               12/04   18.54     129,187

                                                       2- 60           19.10     133,089    4.00
                                                               12/06   19.67     137,061
                                                               12/07   20.27     141,241
                                                               12/08   20.88     145,492
                                                               12/09   21.51     149,882

# 17-SUITE 121          2     4,125   10/95    1/01     -              15.50      63,938    5.00
SHOE DEPT               4                                      10/97   16.50      68,062



                                                       1- 60           17.85      73,631    5.00
                                                                1/03   18.85      77,756



                                                       2- 60           21.50      88,687    5.00
                                                                1/08   22.50      92,812



# 18-SUITE 122          2     5,000   10/95    9/00     -              16.50      82,500    4.00
MEN'S WEARHOUSE         5                                      10/98   17.00      85,000
                                                               10/99   17.50      87,500


                   CEILING    BREAKPOINT
    TENANT         (000'S)    (000'S)           RECOVERIES
---------------   ---------   -----------   ------------------

                                   NATURAL  CAM-UPT+GFI+GEL 7
                                            REAL ESTATE TAXES
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE

                                   NATURAL  CAM-UPT+GFI+GEL 7
                                            REAL ESTATE TAXES
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE

                                   NATURAL  CAM-UPT+GFI+GEL 7
                                            REAL ESTATE TAXES
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE

# 15-SUITE 120        3,500          2,500  CAM-UPT+GE+GF+MG15
PARTY CITY        UNLIMITED                 RE TAX W/15% ADMIN
                                            PROP INS W/15%
                                            LIAB INS W/15%

                      3,500          2,500  CAM-UPT+GE+GF+MG15
                  UNLIMITED                 RE TAX W/15% ADMIN
                                            PROP INS W/15%
                                            LIAB INS W/15%

# 16-SUITE 110    UNLIMITED        NATURAL  CAM-UPT+GE+GF+MG15
OMEGA    SPORTS                             RE TAX W/15% ADMIN
                                            PROP INS W/15%
                                            LIAB INS W/15%

                  UNLIMITED        NATURAL  CAM-UPT+GE+GF+MG15
                                            RE TAX W/15% ADMIN
                                            PROP INS W/15%
                                            LIAB INS W/15%


                  UNLIMITED        NATURAL  CAM-UPT+GE+GF+MG15
                                            RE TAX W/15% ADMIN
                                            PROP INS W/15%
                                            LIAB INS W/15%


# 17-SUITE 121    UNLIMITED        NATURAL  CAM-UPT+GFI+GEL 15
SHOE DEPT                                   REAL ESTATE TAXES
                                            PROP INS W/15%
                                            LIAB INS W/15%

                  UNLIMITED        NATURAL  CAM-UPT+GFI+GEL 15
                                            REAL ESTATE TAXES
                                            PROP INS W/15%
                                            LIAB INS W/15%

                  UNLIMITED        NATURAL  CAM-UPT+GFI+GEL 15
                                            REAL ESTATE TAXES
                                            PROP INS W/15%
                                            LIAB INS W/15%

# 18-SUITE 122    UNLIMITED        NATURAL  CAM-UPT+GE+GF+MG15
MEN'S WEARHOUSE                             REAL ESTATE TAXES
                                            PROP INS W/15%
                                            LIAB INS W/15%

                   PRIMARY/                                                     ANNUAL
                  SECONDARY  SQUARE   LEASE   LEASE   OPTION       MINIMUM     MINIMUM   OVERAGE
    TENANT          CODES     FEET    BEGIN    END    #/MOS        RENT/SF       RENT       %
---------------   --------- -------   -----   -----   ------   -------------   --------- -------
                                                       1- 60           19.00      95,000    4.00
                                                               10/03   19.50      97,500
                                                               10/04   20.00     100,000


                                                       2- 60           21.25     106,250    4.00
                                                               10/08   22.50     112,500
                                                               10/09   23.50     117,500


# 19-SUITE 123          2     7,500    6/97    9/05     -              19.10     143,250
NEO LESS BIKES USA      5                                      10/98   19.67     147,525
                                                               10/99   20.26     151,950
                                                               10/00   20.87     156,525
                                                               10/01   21.50     161,250
                                                               10/02   22.15     166,125
                                                               10/03   22.81     171,075
                                                               10/04   23.49     176,175

# 20-SUITE 124          2     1,119   10/95    9/00     -              19.06      21,323
PHILLY STEAK            3                                      10/97   19.63      21,962
                                                               10/98   20.22      22,621
                                                               10/99   20.82      23,300

                                                       1- 60           21.45      24,003
                                                               10/01   22.09      24,719
                                                               10/02   22.75      25,457
                                                               10/03   23.43      26,218
                                                               10/04   24.14      27,013

# 21-SUITE 125          2       900   10/95    9/00     -              19.06      17,154    4.00
GREAT CLIPS             2                                      10/97   19.63      17,667
                                                               10/98   20.22      18,198
                                                               10/99   20.82      18,738

                                                       1- 60           21.45      19,305    4.00
                                                               10/01   22.09      19,881
                                                               10/02   22.75      20,475
                                                               10/03   23.44      21,096
                                                               10/04   24.14      21,726

# 22-SUITE 130          1    25,200   10/95    8/10     -              14.50     365,400    3.00
BARNES & NOBLE          1                                       9/00   15.50     390,600
                                                                9/05   16.50     415,800


                                                       1- 60           17.25     434,700    3.00




                                                       2- 60           19.00     478,800    3.00




                                                       3- 60           20.25     510,300    3.00




                   CEILING    BREAKPOINT
    TENANT         (000'S)    (000'S)           RECOVERIES
---------------   ---------   -----------   ------------------

                  UNLIMITED        NATURAL  CAM-UPT+GE+GF+MG15
                                            REAL ESTATE TAXES
                                            PROP INS W/15%
                                            LIAB INS W/15%

                  UNLIMITED        NATURAL  CAM-UPT+GE+GF+MG15
                                            REAL ESTATE TAXES
                                            PROP INS W/15%
                                            LIAB INS W/15%

# 19-SUITE 123                     NATURAL  CAM-UPT+GE+GF+MG15
NEO LESS BIKES USA                          REAL ESTATE TAXES
                                            PROP INS W/15%
                                            LIAB INS W/15%





# 20-SUITE 124                     NATURAL  CAM-UPT+GE+GF+MG15
PHILLY STEAK                                RE TAX W/15% ADMIN
                                            PROP INS W/15%
                                            LIAB INS W/15%

                                   NATURAL  CAM-UPT+GE+GF+MG15
                                            RE TAX W/15% ADMIN
                                            PROP INS W/15%
                                            LIAB INS W/15%


# 21-SUITE 125    UNLIMITED        NATURAL  CAM-UPT+GE+GF+MG15
GREAT CLIPS                                 RE TAX W/15% ADMIN
                                            PROP INS W/15%
                                            LIAB INS W/15%

                  UNLIMITED        NATURAL  CAM-UPT+GE+GF+MG15
                                            RE TAX W/15% ADMIN
                                            PROP INS W/15%
                                            LIAB INS W/15%


# 22-SUITE 130    UNLIMITED        NATURAL  CAM-UPT+GFI+GEL 10
BARNES & NOBLE                              REAL ESTATE TAXES
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE

                  UNLIMITED        NATURAL  CAM-UPT+GFI+GEL 10
                                            REAL ESTATE TAXES
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE

                  UNLIMITED        NATURAL  CAM-UPT+GFI+GEL 10
                                            REAL ESTATE TAXES
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE

                  UNLIMITED        NATURAL  CAM-UPT+GFI+GEL 10
                                            REAL ESTATE TAXES
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE

                   PRIMARY/                                                     ANNUAL
                  SECONDARY  SQUARE   LEASE   LEASE   OPTION       MINIMUM     MINIMUM   OVERAGE
    TENANT          CODES     FEET    BEGIN    END    #/MOS        RENT/SF       RENT       %
---------------   --------- -------   -----   -----   ------   -------------   --------- -------
# 23-SUITE 110A         4    13,010    4/96    3/06     -              15.75     204,908    6.00
ZANY BRAINY             8                                       4/01   17.05     221,820



                                                       1- 60           18.75     243,938    6.00




                                                       2- 60           20.63     268,396    6.00




                            -------
                            467,137
                            =======

                   CEILING    BREAKPOINT
    TENANT         (000'S)    (000'S)           RECOVERIES
---------------   ---------   -----------   ------------------

# 23-SUITE 110A   UNLIMITED        NATURAL  CAM-UPT+GFI+GEL 15
ZANY BRAINY                                 REAL ESTATE TAXES
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE

                  UNLIMITED        NATURAL  CAM-UPT+GFI+GEL 15
                                            REAL ESTATE TAXES
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE

                  UNLIMITED        NATURAL  CAM-UPT+GFI+GEL 15
                                            REAL ESTATE TAXES
                                            PROPERTY INSURANCE
                                            LIAB INSURANCE

                          NEW HOPE COMMONS 1997 UPDATE
                           PROJECT ASSUMPTIONS REPORT
                                EXCLUDING TENANTS

BUILDING PROLOGUE
-----------------

LEASEHOLD ANALYSIS OF NEW HOPE COMMONS 1997 UPDATE BEGINNING 8/1997 FOR 20 YEARS ON A FISCAL YEAR BASIS

AREA MEASURES
-------------

TGLA
DESCRIBED AS TOTAL CENTER GLA (INCLUDES UPTON'S)
1997 VALUE -   467,137
THEREAFTER - CONSTANT

OCCA
DESCRIBED AS TOTAL CENTER OCCUPIED AREA (INCLUDES UPTON'S)
1997 VALUE -    457,514
1998 VALUE -    467,137
1999 VALUE -    467,137
2000 VALUE -    467,037
2001 VALUE -    467,137
2002 VALUE -    466,698
2003 VALUE -    467,137
2004 VALUE -    467,137
2005 VALUE -    465,301
2006 VALUE -    466,887
2007 VALUE -    466,242
2008 VALUE -    466,917
2009 VALUE -    467,137
2010 VALUE -    449,359
2011 VALUE -    444,964
2012 VALUE -    448,763
2013 VALUE -    448,848
2014 VALUE -    449,625
2015 VALUE -    447,446
2016 VALUE -    434,849
THEREAFTER - CONSTANT

UGLA
DESCRIBED AS UPTON'S GLA
1997 VALUE -      58,845
THEREAFTER - CONSTANT

OWGL
DESCRIBED AS OWNED CENTER GLA (EXCLUDES UPTON'S)
+100.O% OF TGLA-100.0% OF UGLA

INEX
DESCRIBED AS GLA EXCLUDED FOR INS ALLOCATION (WAL MART & UPTON'S)
1997 VALUE -      208,774
THEREAFTER - CONSTANT

INGL
DESCRIBED AS GLA FOR INS ALLOCATION
+100.0% OF TGLA-100.0% OF INEX

GROWTH RATES
------------

GREN
1997 VALUE -      3.00
THEREAFTER - CONSTANT

GSAL

1997 VALUE -      3.00
THEREAFTER - CONSTANT

GCPI
1997 VALUE -      3.00
THEREAFTER - CONSTANT

GEXP
1997 VALUE -      3.00
THEREAFTER - CONSTANT

MISG
1997 VALUE -      2.50
THEREAFTER - CONSTANT

MARKET RATES
------------

RESR
DESCRIBED AS STRUCTURAL RESERVES
1997 VALUE -      0.10
THEREAFTER - GROWING AT GROWTH RATE GEXP

MKT1
DESCRIBED AS >1000 SF
1997 VALUE -      20.00
THEREAFTER - GROWING AT GROWTH RATE GREN

MKT2
DESCRIBED AS 1001-3000 SF
1997 VALUE -      18.50
THEREAFTER - GROWING AT GROWTH RATE GREN

MKT3
DESCRIBED AS 3001-5000 SF
1997 VALUE -      17.50
THEREAFTER - GROWING AT GROWTH RATE GREN

MKT4
DESCRIBED AS 5001-10,000 SF
1997 VALUE -     16.50
THEREAFTER - GROWING AT GROWTH RATE GREN

MKT5
DESCRIBED AS 10,000-15,000 SF
1991 VALUE -      11.00
THEREAFTER - GROWING AT GROWTH RATE GREN

ALTN
DESCRIBED AS ALTERATION RATE FOR NEW TENANTS
1997 VALUE -      5.00
THEREAFTER - GROWING AT GROWTH RATE GEXP

ALTR
DESCRIBED AS ALTERATION RATE FOR RENEWAL TENANTS
1997 VALUE -      0.00
THEREAFTER - CONSTANT

ALTB
DESCRIBED AS BLENDED ALTERATION RATE BASED UPON 30%/70% PROBABILITY +30.0% OF ALTN +70.0% OF ALTR

COMN
DESCRIBED AS RATE FOR NEW TENANT COMMISSIONS
1997 VALUE --     2.00
1998 VALUE -      2.00
1999 VALUE -      2.00

2000 VALUE -      2.00
2001 VALUE -      2.00
2002 VALUE -      2.50
2003 VALUE -      2.50
2004 VALUE -      2.50
2005 VALUE -      2.50
2006 VALUE -      2.50
2007 VALUE -      3.00
THEREAFTER - CONSTANT

COMR
DESCRIBED AS RATE FOR RENEWAL COMMISSIONS
1997 VALUE -      1.00
1998 VALUE -      1.00
1999 VALUE -      1.00
2000 VALUE -      1.00
2001 VALUE -      1.00
2002 VALUE -      1.25
2003 VALUE -      1.25
2004 VALUE -      1.25
2005 VALUE -      1.25
2006 VALUE -      1.25
2007 VALUE -      1.50
THEREAFTER - CONSTANT

COMB
DESCRIBED AS BLENDED RATE FOR COMMISSIONS BASED UPON 30%/70% PROBABILITY
 +30.0% OF COMN +70.0% OF COMR

MISCELLANEOUS INCOMES
---------------------

MISCELLANEOUS
1997 VALUE -      25,000
THEREAFTER. - GROWING AT GROWTH RATE MISG

EXPENSES
--------

MANAGEMENT FEES   , REFERRED TO AS MGMT
DESCRIBED AS MANAGEMENT FEES
AN INFORMATIONAL EXPENSE
1997 VALUE -      222,562
1998 VALUE -      226,878
1999 VALUE -      227,673
2000 VALUE -      229,874
2001 VALUE -      235,930
2002 VALUE -      236,475
2003 VALUE -      238,502
2004 VALUE -      239,415
2005 VALUE -      241,512
2006 VALUE -      251,800
2007 VALUE -      251,971
2008 VALUE -      255,121
2009 VALUE -      257,340
2010 VALUE -      244,348
2011 VALUE -      255,412
2012 VALUE -      260,912
2013 VALUE -      262,931
2014 VALUE -      266,989
2015 VALUE -      265,724
2016 VALUE -      265,985
THEREAFTER - CONSTANT

COMMON AREA MAINT., REFERRED TO AS CAME
DESCRIBED AS TOTAL CAM EXPENSES

CHARGED AGAINST NET OPERATING INCOME
1997 VALUE -      277,300
THEREAFTER - GROWING AT GROWTH RATE GEXP

EXT ELECTRIC EXP  , REFERRED TO AS ELEC
DESCRIBED AS ELECTRIC EXPENSE
AN INFORMATIONAL EXPENSE
1997 VALUE -      26,000
THEREAFTER - GROWING AT GROWTH RATE GEXP

FIRE PROTECTION   , REFERRED TO AS FIRE
DESCRIBED AS FIRE PROTECTION EXPENSE
AN INFORMATIONAL EXPENSE
1997 VALUE -      7,000
THEREAFTER - GROWING AT GROWTH RATE GEXP

GROSSED UP ELEC   , REFERRED TO AS GELE
DESCRIBED AS GROSSED UP ELECTRIC (/.63279)
AN INFORMATIONAL EXPENSE
1997 VALUE -      41,088
THEREAFTER - GROWING AT GROWTH RATE GEXP

GROSSED UP FIRE   , REFERRED TO AS GFIR
DESCRIBED AS GROSSED UP FIRE (/.35722)
AN INFORMATIONAL EXPENSE
1997 VALUE -      19,596
THEREAFTER - GROWING AT GROWTH RATE GEXP

UPTON'S CAM       , REFERRED TO AS UCAM
DESCRIBED AS UPTON'S CAM EXPENSE (EXCLUDES MGMT,ELEC,FIRE AND ELEC REPAIR) AN INFORMATIONAL EXPENSE
1997 VALUE -      242,500
THEREAFTER - GROWING AT GROWTH RATE GEXP

UPTON'S PAYMENT   , REFERRED TO AS UPMT
DESCRIBED AS UPTON'S CAM PAYMENT (62662/470025 = 13.3%)
AN INFORMATIONAL EXPENSE
+13.3% OF UCAM

CAM-UPT-ELEC-FIRE , REFERRED TO AS 1CAM
DESCRIBED AS TOTAL CAM LESS UPTONS CONT, ELECTRIC AND FIRE
AN INFORMATIONAL EXPENSE
+100.0% OF CAME-100.0% OF ELEC
-100.0% OF FIRE-100.0% OF UPMT

CAM-UPT-ELE-FIR 5%, REFERRED TO AS 1C05
DESCRIBED AS TOTAL CAM LESS UPTON'S CONT, ELEC AND FIRE W/5% ADMIN AN INFORMATIONAL EXPENSE
+105.0% OF 1CAM

CAM-UPT-FIR+GELE  , REFERRED TO AS 2CAM
DESCRIBED AS TOTAL CAM LESS UPTON'S CONT AND FIRE PLUS GROSS ELEC
AN INFORMATIONAL EXPENSE
+100.0% OF 1CAM+100.0% OF GELE

CAM-UPT-FIR+GEL 5 , REFERRED TO AS 2C05
DESCRIBED AS TOTAL CAM LESS UPTON'S CONT AND FIRE PLUS GROSS ELEC W/5% ADMIN AN INFORMATIONAL EXPENSE
+105.0% OF 2CAM

CAM-UPT-FIR+GEL 7 , REFERRED TO AS 2C07
DESCRIBED AS TOTAL CAM LESS UPTON'S CONT AND FIRE PLUS GROSS ELEC W/7% ADMIN AN INFORMATIONAL EXPENSE
+107.0% OF 2CAM

CAM-UPT-FIR+GEL 15, REFERRED TO AS 2C15
DESCRIBED AS TOTAL CAM LESS UPTON'S CONT AND FIRE PLUS GROSS ELEC W/15% ADMIN AN INFORMATIONAL EXPENSE

+115.0% OF 2CAM

CAM-UPT+GFI+GEL   , REFERRED TO AS 3CAM
DESCRIBED AS TOTAL CAM LESS UPTON'S CONT PLUS GROSS ELEC AND FIRE
AN INFORMATIONAL EXPENSE
+100.0% OF 2CAM+100.0% OF GFIR

CAM-UPT+GFI+GEL 7 , REFERRED TO AS 3C07
DESCRIBED AS TOTAL CAM LESS UPTON'S CONT PLUS GROSS ELEC AND FIRE W/7% ADMIN AN INFORMATIONAL EXPENSE
+107.0% OF 3CAM

CAM-UPT+GFI+GEL 10, REFERRED TO AS 3C10
DESCRIBED AS TOTAL CAM LESS UPTON'S CONT PLUS GROSS ELEC AND FIRE W/10% ADMIN AN INFORMATIONAL EXPENSE
+110.0% OF 3CAM

CAM-UPT+GFI+GEL 15, REFERRED TO AS 3C15
DESCRIBED AS TOTAL CAM LESS UPTON'S CONT PLUS GROSS ELEC AND FIRE W/15% ADMIN AN INFORMATIONAL EXPENSE
+115.0% OF 3CAM

CAM-UPT+GEL+GFI+MG, REFERRED TO AS 4CAM
DESCRIBED AS TOTAL CAM LESS UPTON'S CONT PLUS GROSS ELEC, FIRE AND MGMT FEE AN INFORMATIONAL EXPENSE
+100.0% OF 3CAM+100.0% OF MGMT

CAM-UPT+GE+GF+MG15, REFERRED TO AS 4C15
DESCRIBED AS TOTAL CAM LESS UPTON'S CONT PLUS GROSS ELEC, FIRE AND MGMT FEES W/15% ADMIN
AN INFORMATIONAL EXPENSE
+115.0% OF 4CAM

REAL ESTATE TAXES , REFERRED TO AS RETX
DESCRIBED AS REAL ESTATE TAXES
CHARGED AGAINST NET OPERATING INCOME
1997 VALUE -      451,803
THEREAFTER - GROWING AT GROWTH RATE GEXP

RE TAX W/15% ADMIN, REFERRED TO AS RE15
DESCRIBED AS REAL ESTATE TAXES W/15% ADMIN
AN INFORMATIONAL EXPENSE
+115.0% OF RETX

PROPERTY INSURANCE, REFERRED TO AS PINS
DESCRIBED AS PROPERTY INSURANCE
AN INFORMATIONAL EXPENSE
1997 VALUE -      25,836
THEREAFTER - GROWING AT GROWTH RATE GEXP

LIAB INSURANCE    , REFERRED TO AS LINS
DESCRIBED AS LIABILITY INSURANCE
AN INFORMATIONAL EXPENSE
1997 VALUE -      51,673
THEREAFTER - GROWING AT GROWTH RATE GEXP

INSURANCE         , REFERRED TO AS INSE
DESCRIBED AS TOTAL INSURANCE EXPENSE
CHARGED AGAINST NET OPERATING INCOME
+100.0% OF PINS+100.0% OF LINS

PROP INS W/15%    , REFERRED TO AS PI15
DESCRIBED AS PROPERTY INSURANCE W/15% ADMIN
AN INFORMATIONAL EXPENSE
+l15.0% OF PINS

LIAB INS W/5%     , REFERRED TO AS LI15
DESCRIBED AS LIABILITY' INSURANCE W/15% ADMIN

AN INFORMATIONAL EXPENSE
+115.0% OF LINS

MISCELLANEOUS     , REFERRED TO AS MISE
CHARGED AGAINST NET OPERATING INCOME
1997 VALUE -      15,000
THEREAFTER - GROWING AT GROWTH RATE GEXP

VACANCY ALLOWANCE
-----------------

PERCENTAGE OF POTENTIAL GROSS INCOME
FOR ALL TENANTS SUBJECT TO VACANCY
1997 VALUE -      4.00
THEREAFTER - CONSTANT

MANAGEMENT FEE
--------------

PERCENTAGE OF MINIMUM AND PERCENTAGE RENTS ONLY
FOR ALL TENANTS
PASSED THROUGH TO TENANTS USING EXPENSE MGMT
1997 VALUE -      5.00
THEREAFTER - CONSTANT

COMMISSION CALCULATIONS
-----------------------

STANDARD METHOD #1 - 0.000% OF TOTAL RENT

STANDARD METHOD #2 - 0.000% OF TOTAL RENT

STANDARD METHOD #3 - 0.000% OF TOTAL RENT

STANDARD METHOD #4 - 0.000% OF TOTAL RENT

STANDARD METHOD #5 - 0.000% OF TOTAL RENT

COMMISSION PAYOUTS
------------------

STANDARD METHOD #1 - CASHED OUT

STANDARD METHOD #2 - CASHED OUT

STANDARD METHOD #3 - CASHED OUT

STANDARD METHOD #4 - CASHED OUT

STANDARD METHOD #5 - CASHED OUT

ALTERATION CALCULATION
----------------------

NONE

ALTERATION PAYOUTS
------------------

STANDARD METHOD #1 - CASHED OUT

STANDARD METHOD #2 - CASHED OUT

STANDARD METHOD #3 - CASHED OUT

STANDARD METHOD #4 - CASHED OUT

STANDARD METHOD #5 - CASHED OUT

COMMON AREA MAINTENANCE POOL
----------------------------

NONE

CAPITAL EXPENDITURES
--------------------

STRUCTURAL RESERVE
MARKET RATE RESR MULTIPLIED BY AREA MEASURE OWGL

PRIMARY CLASSIFICATION CODES
----------------------------

         1 - ANCHOR
         2 - IN LINE SHOP
         3 - OUTPARCEL (OWNED)
         4 - OUTPARCEL (SOLD)

SECONDARY CLASSIFICATION CODES
------------------------------

         1 - ANCHORS
         2 - IN LINE < 1000
         3 - IN LINE 1000-2999
         4 - IN LINE 3000-4999
         5 - IN LINE 5000-10000
         6 - IN LINE > 10000
         7 - OUTPARCEL (OWNED)
         8 - OUTPARCEL (SOLD)

COST CENTERS
------------

         1 - CAM
         2 - REAL ESTATE TAXES
         3 - INSURANCE

SALES VOLUME PROFILE
--------------------

          PERCENT OF      RELATIVE
MONTH    ANNUAL SALES      VOLUME
-----    ------------     ---------
 JAN          8.33%           1.00
 FEB          8.33%           1.00
 MAR          8.33%           1.00
 APR          8.33%           1.00
 MAY          8.33%           1.00
 JUN          8.33%           1.00
 JUL          8.33%           1.00
 AUG          8.33%           1.00
 SEPT         8.33%           1.00
 OCT          8.33%           1.00
 NOV          8.33%           1.00
 DEC          8.33%           1.00
              -----           ----

TOTALS   100.00%  12.00

GLOBAL RECOVERIES
-----------------

CAM-UPT+GE+GF+MG15, REFERRED TO AS CAMG
ASSIGNED TO COST CENTER    1 - CAM
PRO RATA SHARE RECOVERY OF EXPENSE 4C15
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE OWGL
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

REAL ESTATE TAXES , REFERRED TO AS RETG
ASSIGNED TO COST CENTER 2 - REAL ESTATE TAXES
PRO RATA SHARE RECOVERY OF EXPENSE RETX
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE OWGL
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

PROP INS W/15%    , REFERRED TO AS PING
ASSIGNED TO COST CENTER    3 - INSURANCE
PRO RATA SHARE RECOVERY OF EXPENSE PI15
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE OWGL
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

LIAB INS W/15%    , REFERRED TO AS LING
ASSIGNED TO COST CENTER    3 - INSURANCE
PRO RATA SHARE RECOVERY OF EXPENSE LI15
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE OWGL
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

GGL1
GLOBAL GROUPING
GLOBAL RECOVERY CAMG
GLOBAL RECOVERY RETG
GLOBAL RECOVERY PING
GLOBAL RECOVERY LING

TENANT PROLOGUE
---------------

MINIMUM RENTS:
SPECIFIED AMOUNTS INTERPRETED AS AMOUNTS/YEAR
MARKET RATES INTERPRETED AS AMOUNTS/SQUARE FOOT/YEAR

SALES VOLUMES AND BREAKPOINTS:
SPECIFIED AMOUNTS INTERPRETED AS AMOUNTS/YEAR
MARKET RATES INTERPRETED AS AMOUNTS/SQUARE FOOT/YEAR

RENEWAL RENTS ARE COMPOUNDED ANNUALLY
RELETTING DOWNTIME AND EXPENSES ARE NOT CONDITIONAL ON GOING TO MARKET

REFERENCE TENANTS
-----------------

THERE ARE A TOTAL OF  4 REFERENCE TENANT(S):

--------------------------------------------------------------------------------

#  1 - REF 1
BASE LEASE DATES: 1/1997 TO 12/2006
TYPE OF TENANT:  RETAIL
SQUARE FOOTAGE:        1
SECONDARY CODE:        2 - IN LINE < 1000
SUBJECT TO VACANCY ALLOWANCE

MINIMUM RENT:
INITIAL RENT -    0/YEAR

PERCENTAGE RENT:
INITIAL SALES -   0/YEAR
THEREAFTER    - GROWING AT   0.00%
WITH A NATURAL BREAKPOINT PLUS MINIMUM RENT
RECAPTURES: NONE

RECOVERIES: NONE

COMMISSIONS: NONE

ALTERATIONS: NONE

SPECULATIVE RENEWALS:

           LENGTH     VACANT     SQ FT    MONTHS OF
TERM   YEARS.MONTHS   MONTHS   INCREASE   FREE RENT   COMMISSIONS   ALTERATIONS
----   ------------   ------   --------   ---------   -----------   -----------

  1        5.00         2         NONE       NONE        YES            YES
  2        5.00         2         NONE       NONE        YES            YES

RENEWAL MINIMUM RENT:
MARKET RATE MKT1 MULTIPLIED BY  1.000
WITH /SF/YR STEPS OF
 2.00 AFTER MONTH 36

RENEWAL PERCENTAGE RENT:
SALES AND OVERAGE PERCENTAGE(S) WILL CONTINUE FROM BASE LEASE

RENEWAL RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY GGL1

RENEWAL COMMISSIONS:    MARKET RATE COMB
RENEWAL PAYOUT:         CASHED OUT

RENEWAL ALTERATIONS:    MARKET RATE ALTB
RENEWAL PAYOUT:         CASHED OUT

--------------------------------------------------------------------------------

# 2 - REF 2
BASE LEASE DATES: 1/1997 TO 12/2006
TYPE OF TENANT:   RETAIL
SQUARE FOOTAGE:        1
SECONDARY CODE:        3 - IN LINE 1000-2999
SUBJECT TO VACANCY ALLOWANCE

MINIMUM RENT:
INITIAL RENT -    0/YEAR

PERCENTAGE RENT:
INITAL SALES -    0/YEAR
THEREAFTER   - GROWING AT 0.00%
WITH A NATURAL BREAKPOINT PLUS MINIMUM RENT

RECAPTURES: NONE

RECOVERIES: NONE

COMMISSIONS: NONE

ALTERATIONS: NONE

SPECULATIVE RENEWALS:

           LENGTH     VACANT     SQ FT    MONTHS OF
TERM   YEARS.MONTHS   MONTHS   INCREASE   FREE RENT   COMMISSIONS   ALTERATIONS
----   ------------   ------   --------   ---------   -----------   -----------

  1        5.00         2         NONE       NONE        YES            YES
  2        5.00         2         NONE       NONE        YES            YES

RENEWAL MINIMUM RENT:
MARKET RATE MKT2 MULTIPLIED BY  1.000
WITH /SF/YR STEPS OF
 1.50 AFTER MONTH 36

RENEWAL PERCENTAGE RENT:
SALES AND OVERAGE PERCENTAGE(S) WILL CONTINUE FROM BASE LEASE

RENEWAL RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY GGL1

RENEWAL COMMISSIONS:    MARKET RATE COMB
RENEWAL PAYOUT:         CASHED OUT

RENEWAL ALTERATIONS:    MARKET RATE ALTB
RENEWAL PAYOUT:         CASHED OUT

--------------------------------------------------------------------------------

# 3 - REF3
BASE LEASE DATES: 1/1997 TO 12/2006
TYPE OF TENANT:   RETAIL
SQUARE FOOTAGE:        1
SECONDARY CODE:        4 - IN LINE 3000-4999
SUBJECT TO VACANCY ALLOWANCE

MINIMUM RENT:
INITIAL RENT -    0/YEAR

PERCENTAGE RENT:
INITIAL SALES -   0/YEAR
THEREAFTER    - GROWING AT   0.00%
WITH A NATURAL BREAKPOINT PLUS MINIMUM RENT
RECAPTURES: NONE

RECOVERIES: NONE

COMMISSIONS:  NONE

ALTERATIONS:  NONE

SPECULATIVE RENEWALS:

           LENGTH     VACANT     SQ FT    MONTHS OF
TERM   YEARS.MONTHS   MONTHS   INCREASE   FREE RENT   COMMISSIONS   ALTERATIONS
----   ------------   ------   --------   ---------   -----------   -----------

  1        5.00         2         NONE       NONE        YES            YES
  2        5.00         2         NONE       NONE        YES            YES

RENEWAL MINIMUM RENT:

MARKET RATE MKT3 MULTIPLIED BY  1.000
WITH /SF/YR STEPS OF
1.50 AFTER MONTH 36

RENEWAL PERCENTAGE RENT:
SALES AND OVERAGE PERCENTAGE(S) WILL CONTINUE FROM BASE LEASE

RENEWAL RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY GGL1

RENEWAL COMMISSIONS:    MARKET RATE COMB
RENEWAL PAYOUT:         CASHED OUT

RENEWAL ALTERATIONS:    MARKET RATE ALTB
RENEWAL PAYOUT:         CASHED OUT

--------------------------------------------------------------------------------

# 4 - REF4
BASE LEASE DATES: 1/1997 TO 12/2006
TYPE OF TENANT:   RETAIL
SQUARE FOOTAGE:        1
SECONDARY CODE:        5        IN LINE 5000-10000
SUBJECT TO VACANCY ALLOWANCE

MINIMUM RENT:
INITIAL RENT -    0/YEAR

PERCENTAGE RENT:
INITIAL SALES -   0/YEAR
THEREAFTER    - GROWING AT      0.00%
WITH A NATURAL BREAKPOINT PLUS MINIMUM RENT
RECAPTURES: NONE

RECOVERIES:       NONE

COMMISSIONS:  NONE

ALTERATIONS:  NONE

SPECULATIVE RENEWALS:

           LENGTH     VACANT     SQ FT    MONTHS OF
TERM   YEARS.MONTHS   MONTHS   INCREASE   FREE RENT   COMMISSIONS   ALTERATIONS
----   ------------   ------   --------   ---------   -----------   -----------

  1        5.00         2         NONE       NONE        YES            YES
  2        5.00         2         NONE       NONE        YES            YES

RENEWAL MINIMUM RENT:
MARKET RATE MKT4 MULTIPLIED BY  1.000
WITH /SF/YR STEPS OF
 1.50 AFTER MONTH 36

RENEWAL PERCENTAGE RENT:
SALES AND OVERAGE PERCENTAGE(S) WILL CONTINUE FROM BASE LEASE

RENEWAL RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY GGL1

RENEWAL COMMISSIONS:    MARKET RATE COMB
RENEWAL PAYOUT:         CASHED OUT

RENEWAL ALTERATIONS:    MARKET RATE ALTB
RENEWAL PAYOUT:         CASHED OUT

                           NEW HOPE COMMON 1997 UPDATE
                                 TENANT REGISTER

               TENANT                 SQUARE FEET   BEGIN DATE    END DATE
------------------------------------  -----------   ----------    --------

#  1 - SUITE 101   WAL MART                149,929     11/1995     10/2015
#  2 - SUITE 102A  MATTRESS FIRM             3,150     10/1997      9/2002
#  3 - SUITE 102B  DOLLAR TREE               4,050     10/1997      9/2007
#  4 - SUITE 103   MICHAEL'S                19,064      8/1995      2/2005
#  5 - SUITE 104   MARSHALL'S               30,311      9/1995      1/2011
#  6 - SUITE 105   SHOE SHOW LESS H.QUEST    2,635      6/1997      9/2002
#  7 - SUITE 106   COSMETIC CENTER           6,572      9/1995      8/2000
#  8 - SUITE 107   LINENS N THINGS          31,999      9/1995      1/2011
#  9 - SUITE 108   WIREFREE COMM               600     10/1995      9/2000
#  10 - SUITE 109  CHESAPEAKE BAGEL          2,400     12/1995     11/2005
#  11 - SUITE 111  OLD NAVY                 17,512      9/1995      8/2000
#  12 - SUITE 112  UPTON'S                  58,845      7/1995     12/2045
#  13 - SUITE 113  BEST BUYS                45,000     12/1995      1/2011
#  14 - SUITE 114  OFFICE MAX               23,248     11/1995     10/2010
#  15 - SUITE 120  PARTY CITY                8,000     10/1995      9/2005
#  16 - SUITE 110  OMEGA SPORTS              6,968     12/1995     11/2000
#  17 - SUITE 121  SHOE DEPT                 4,125     10/1995      1/2001
#  18 - SUITE 122  MEN'S WEARHOUSE           5,000     10/1995      9/2000
#  19 - SUITE 123  NEO LESS BIKES USA        7,500      6/1997      9/2005
#  20 - SUITE 124  PHILLY STEAK              1,119     10/1995      9/2000
#  21 - SUITE 125  GREAT CLIPS                 900     10/1995      9/2000
#  22 - SUITE 130  BARNES & NOBLE           25,200     10/1995      8/2010
#  23 - SUITE 110A ZANY BRAINY              13,010      4/1996      3/2006
                                           -------
         23 TENANTS                        467,137
                                           =======

                          NEW HOPE COMMONS 1997 UPDATE
                                EXPIRATION REPORT
                        YEARS 1998 TO 2008, ALL TENANTS;
                     INCLUDING OPTIONS, INCLUDING RENEWALS,
                    EXCLUDING BASE LEASES AND PRIOR OPTIONS,
                      BASE RENTS INCLUDING CPI ADJUSTMENTS,
                           INCLUDING PERCENTAGE RENTS

                                         TERM/        BASE                        TOTAL        MARKET
    TENANT             SQUARE FT       END DATE      RENT/SF       RECV/SF       RENT/SF       RENT/SF
---------------------  ---------       --------      -------       -------       -------       -------
# 9-SUITE 108                          INITIAL
WIREFREE COMM                600        9/2000         23.64          3.26         26.90         21.85
                       ---------                     -------       -------       -------       -------
  1 FY101 EXPIRATIONS        600                       23.64          3.26         26.90         21.85

# 6-SUITE 105                          INITIAL
SHOE SHOW LESS H.QUEST     2,635        9/2002         18.75          2.58         21.33         21.45
                       ---------                     -------       -------       -------       -------
  1 FY103 EXPIRATIONS      2,635                       18.75          2.58         21.33         21.45
                       ---------                     -------       -------       -------       -------
  2 CUMULATIVE EXPS        3,235                       19.66          2.70         22.36         21.52

# 19-SUITE 123                         INITIAL
NE0 LESS BIKES USA         7,500        9/2005         23.49          3.29         26.78         20.90

# 20-SUITE 124                        OPTION 1
PHILLY STEAK               1,119        9/2005         24.14          3.70         27.84         23.44

# 21-SUITE 125                        OPTION 1
GREAT CLIPS                  900        9/2005         24.15          3.71         27.85         25.34

# 9-SUITE 108                        RENEWAL 1
WIREFREE COMM                600       11/2005         23.86          3.34         27.20         25.34

# 10-SUITE 109                         INITIAL
CHESAPEAKE BAGEL           2,400       11/2005         23.15          2.96         26.11         23.44
                       ---------                     -------       -------       -------       -------
  5 FY106 EXPIRATIONS     12,519                       23.55          3.30         26.84         22.15
                       ---------                     -------       -------       -------       -------
  7 CUMULATIVE EXPS       15,754                       22.75          3.18         25.92         22.02

# 3-SUITE 102B                         INITIAL
DOLLAR TREE                4,050        9/2007         17.00          3.44         20.44         23.52

# 6-SUITE 105                        RENEWAL 1
SHOE SHOW LESS H.QUEST     2,635       11/2007         22.95          3.52         26.47         24.86
                       ---------                     -------       -------       -------       -------
  2 FY108 EXPIRATIONS      6,685                       19.35          3.47         22.82         24.05
                       ---------                     -------       -------       -------       -------
  9 CUMULATIVE EXPS       22,439                       21.73          3.26         25.00         22.62

Wed Jul 9, 1997                                                           Page 1

                              CUSTOM SUMMARY REPORT
                        (POP 80-01, HH 80-01, INC 80-01)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               CUSHMAN & WAKEFIELD
HWY 501 & I-40
DURHAM, NC                                    COORD:      35:57.05      78:59.90
--------------------------------------------------------------------------------
                                         3.00 MILE      5.00 MILE     10.00 MILE
DESCRIPTION                                 RADIUS         RADIUS         RADIUS
--------------------------------------------------------------------------------

POP_80: TOTAL                               21,125         67,967        190,892
POP_90: TOTAL                               29,946         89,985        230,268
POP_97: TOTAL (EST.)                        38,337        104,872        260,170
POP_02: TOTAL (PROJ.)                       44,565        119,323        288,164
HH_80: TOTAL                                 8,263         23,087         70,015
HH_90: TOTAL                                13,071         34,066         91,994
HH_97: TOTAL (EST.)                         16,646         41,228        106,166
HH_02: TOTAL (PROJ.)                        19,395         47,000        117,952
INC_80: PER CAPITA (EST.)                  $10,597         $7,795         $7,058
INC_90: PER CAPITA                         $22,267        $17,746        $15,499
INC_97: PER CAPITA EST.                    $36,305        $30,330        $26,020
INC_02: PER CAPITA PROJ                    $45,643        $39,695        $34,305
HH_80_BY INCOME_79: MEDIAN                 $43,622        $43,741             $0
HH_90_BY INCOME_89: MEDIAN                 $38,400        $34,365        $29,540
HH_97_BY INCOME: MEDIAN                    $56,381        $51,634        $41,740
HH_02_BY INCOME: MEDIAN                    $68,518        $63,060        $52,708
HH_80_BY INCOME_79: AVERAGE                $27,093        $22,949        $19,245
HH_90_BY INCOME_89: AVERAGE                $50,670        $45,304        $37,587
HH_97_BY INCOME: AVERAG                    $82,069        $74,575        $62,152
HH_02_BY INCOME: AVERAG                   $102,708        $94,917        $80,587

Wed Jul 9, 1997                                                           Page 1

                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
               BY EQUIFAX, NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               CUSHMAN & WAKEFIELD
HWY 501 & I-40
DURHAM, NC                                    COORD:      35:57.05     78:59.90
--------------------------------------------------------------------------------
                                         3.00 MILE      5.00 MILE    10.00 MILE
DESCRIPTION                                 RADIUS         RADIUS        RADIUS
--------------------------------------------------------------------------------

POPULATION
    2002 PROJECTION                         44,565        119,323       288,164
    1997 ESTIMATE                           38,337        104,872       260,170
    1990 CENSUS                             29,946         89,985       230,268
    1980 CENSUS                             21,125         67,967       190,892
    GROWTH 1980 - 1990                       41.76%         32.39%        20.63%

HOUSEHOLDS
    2002 PROJECTION                         19,395         47,000       117,952
    1997 ESTIMATE                           16,646         41,228       106,166
    1990 CENSUS                             13,071         34,066        91,994
    1980 CENSUS                              8,263         23,087        70,015
    GROWTH 1980 - 1990                       58.20%         47.56%        31.39%

1997 ESTIMATED POPULATION BY RACE           38,337        104,872       260,170
    WHITE                                    77.02%         71.59%        61.80%
    BLACK                                    17.17%         22.43%        34.14%
    ASIAN & PACIFIC ISLANDER                  4.96%          5.13%         3.17%
    OTHER RACES                               0.86%          0.85%         0.89%

1997 ESTIMATED POPULATION                   38,337        104,872       260,170
    HISPANIC ORIGIN                           1.91%          1.81%         1.57%

OCCUPIED UNITS                              13,071         34,066        91,994
    OWNER OCCUPIED                           50.30%         48.73%        48.61%
    RENTER OCCUPIED                          49.70%         51.27%        51.39%
    1990 AVERAGE PERSON PER HH                2.26           2.25          2.31

1997 ESTIMATED HH BY INCOME                 16,646         41,228       106,166
    $150,000 +                                9.48%          8.08%         5.85%
    $100,000 TO $149,999                     13.37%         10.44%         7.20%
    $ 75,000 TO $ 99,999                     12.20%         11.48%         8.96%
    $ 50,000 TO $ 74,999                     20.07%         21.40%        20.42%
    $ 35,000 TO $ 49,999                     11.38%         12.17%        13.74%
    $ 25,000 TO $ 34,999                     10.58%         10.38%        11.65%
    $ 15,000 TO $ 24,999                     12.39%         12.54%        13.67%
    $  5,000 TO $ 14,999                      7.76%          9.52%        13.22%
    UNDER $ 5,000                             2.77%          4.00%         5.29%

1997 EST. AVERAGE HH INCOME                $82,069        $74,575       $62,152
1997 EST. MEDIAN HH INCOME                 $56,381        $51,634       $41,740
1997 EST. PER CAPITA INCOME                $36,305        $30,330       $26,020

Wed Jul 9, 1997                                                           Page 1
                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               CUSHMAN & WAKEFIELD

RALEIGH DURHAM METROPOLITAN AREA
                                              COORD:      00:00.00      00:00.00
--------------------------------------------------------------------------------

DESCRIPTION                                                              TOTALS
--------------------------------------------------------------------------------

POPULATION
    2002 PROJECTION                                                   1,165,187
    1997 ESTIMATE                                                     1,036,154
    1990 CENSUS                                                         855,545
    1980 CENSUS                                                         665,236
    GROWTH 1980 - 1990                                                    28.61%

HOUSEHOLDS
    2002 PROJECTION                                                     471,116
    1997 ESTIMATE                                                       413,531
    1990 CENSUS                                                         334,506
    1980 CENSUS                                                         236,386
    GROWTH 1980 - 1990                                                    41.51%

1997 ESTIMATED POPULATION BY RACE                                     1,036,154
    WHITE                                                                 70.98%
    BLACK                                                                 25.82%
    ASIAN & PACIFIC ISLANDER                                               2.16%
    OTHER RACES                                                            1.04%

1997 ESTIMATED POPULATION                                             1,036,154
    HISPANIC ORIGIN                                                        1.58%

OCCUPIED UNITS                                                          334,506
    OWNER OCCUPIED                                                        60.78%
    RENTER OCCUPIED                                                       39.22%
    1990 AVERAGE PERSON PER HH                                             2.45

1997 ESTIMATED HH BY INCOME                                             413,531
    $150,000 +                                                             5.69%
    $100,000 TO $149,999                                                   7.42%
    $ 75,000 TO $ 99,999                                                   9.56%
    $ 50,000 TO $ 74,999                                                  21.77%
    $ 35,000 TO $ 49,999                                                  15.80%
    $ 25,000 TO $ 34,999                                                  11.61%
    $ 15,000 TO $ 24,999                                                  12.39%
    $  5,000 TO $ 14,999                                                  11.46%
    UNDER $ 5,000                                                          4.30%

1997 EST. AVERAGE HH INCOME                                             $63,670
1997 EST. MEDIAN HH INCOME                                              $44,724
1997 EST. PER CAPITA INCOME                                             $25,801

Wed Jul 9, 1997                                                           Page 1
                              CUSTOM SUMMARY REPORT
                        (POP 80-01, HH 80-01, INC 80-01)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               CUSHMAN & WAKEFIELD
RALEIGH DURHAM METROPOLITAN AREA
                                              COORD:      00:00.00      00:00.00
--------------------------------------------------------------------------------

DESCRIPTION                                                              TOTALS
--------------------------------------------------------------------------------

POP_80: TOTAL                                                            665,236
POP_90: TOTAL                                                            855,545
POP_97: TOTAL (EST.)                                                   1,036,154
POP_02: TOTAL (PROJ.)                                                  1,165,187
HH_80: TOTAL                                                             236,386
HH_90: TOTAL                                                             334,506
HH_97: TOTAL (EST.)                                                      413,531
HH_02: TOTAL (PROJ.)                                                     471,116
INC_80: PER CAPITA (EST.)                                                 $6,958
INC_90: PER CAPITA                                                       $15,629
INC_97: PER CAPITA EST                                                   $25,801
INC_02: PER CAPITA PROJ                                                  $33,558
HH_80_BY INCOME_79: MEDIAN                                                    $0
HH_90_BY INCOME_89: MEDIAN                                               $32,362
HH_97_BY INCOME: MEDIAN                                                  $44,724
HH_02_BY INCOME: MEDIAN                                                  $54,284
HH_80_BY INCOME_79: AVERAGE                                              $19,258
HH_90_BY INCOME_89: AVERAGE                                              $39,369
HH_97_BY INCOME: AVERAG                                                  $63,670
HH_02_BY INCOME: AVERAG                                                  $81,475

Wed Jul 9, 1997                                                           Page 1
                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               CUSHMAN & WAKEFIELD
DURHAM, NC
                                              COORD:      00:00.00      00:00.00
--------------------------------------------------------------------------------

DESCRIPTION                                                              TOTALS
--------------------------------------------------------------------------------

POPULATION
    2002 PROJECTION                                                     160,128
    1997 ESTIMATE                                                       147,269
    1990 CENSUS                                                         136,611
    1980 CENSUS                                                         115,798
    GROWTH 1980 - 1990                                                    17.97%

HOUSEHOLDS
    2002 PROJECTION                                                      67,554
    1997 ESTIMATE                                                        61,858
    1990 CENSUS                                                          55,848
    1980 CENSUS                                                          43,693
    GROWTH 1980 - 1990                                                    27.82%

1997 ESTIMATED POPULATION BY RACE                                       147,269
    WHITE                                                                 46.81%
    BLACK                                                                 49.80%
    ASIAN & PACIFIC ISLANDER                                               2.57%
    OTHER RACES                                                            0.82%

1997 ESTIMATED POPULATION                                               147,269
    HISPANIC ORIGIN                                                        1.43%

OCCUPIED UNITS                                                           55,848
    OWNER OCCUPIED                                                        44.69%
    RENTER OCCUPIED                                                       55.31%
    1990 AVERAGE PERSON PER HH                                             2.30

1997 ESTIMATED HH BY INCOME                                              61,858
    $150,000 +                                                             5.07%
    $100,000 TO $149,999                                                   5.17%
    $ 75,000 TO $ 99,999                                                   7.69%
    $ 50,000 TO $ 74,999                                                  20.79%
    $ 35,000 TO $ 49,999                                                  14.64%
    $ 25,000 TO $ 34,999                                                  12.63%
    $ 15,000 TO $ 24,999                                                  14.45%
    $  5,000 TO $ 14,999                                                  13.70%
    UNDER $ 5,000                                                          5.86%

1997 EST. AVERAGE HH INCOME                                             $57,072
1997 EST. MEDIAN HH INCOME                                              $38,443
1997 EST. PER CAPITA INCOME                                             $24,345

Wed Jul 9, 1997                                                           Page 1
                              CUSTOM SUMMARY REPORT
                        (POP 80-01, HH 80-01, INC 80-01)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               CUSHMAN & WAKEFIELD
DURHAM, NC
                                              COORD:      00:00.00      00:00.00
--------------------------------------------------------------------------------

DESCRIPTION                                                              TOTALS
--------------------------------------------------------------------------------

POP_80: TOTAL                                                            115,798
POP_90: TOTAL                                                            136,611
POP_97: TOTAL (EST.)                                                     147,269
POP_02: TOTAL (PROJ.)                                                    160,128
HH_80: TOTAL                                                              43,693
HH_90: TOTAL                                                              55,848
HH_97: TOTAL (EST.)                                                       61,858
HH_02: TOTAL (PROJ.)                                                      67,554
INC_80: PER CAPITA (EST.)                                                 $6,720
INC_90: PER CAPITA                                                       $14,417
INC_97: PER CAPITA EST.                                                  $24,345
INC_02: PER CAPITA PROJ                                                  $31,803
HH_80_BY INCOME_79: MEDIAN                                                    $0
HH_90_BY INCOME_89: MEDIAN                                               $27,716
HH_97_BY INCOME  MEDIAN                                                  $38,443
HH_02_BY INCOME: MEDIAN                                                  $48,635
HH_80_BY INCOME_79: AVERAGE                                              $17,810
HH_90_BY INCOME_89: AVERAGE                                              $34,401
HH_97_BY INCOME: AVERAG                                                  $57,072
HH_02_BY INCOME: AVERAG                                                  $74,279

Wed Jul 9, 1997                                                           Page 1
                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               CUSHMAN & WAKEFIELD
NORTH CAROLINA
                                              COORD:      00:00.00      00:00.00
--------------------------------------------------------------------------------

DESCRIPTION                                                              TOTALS
--------------------------------------------------------------------------------

POPULATION
    2002 PROJECTION                                                   7,871,295
    1997 ESTIMATE                                                     7,382,905
    1990 CENSUS                                                       6,628,637
    1980 CENSUS                                                       5,881,768
    GROWTH 1980 - 1990                                                    12.70%

HOUSEHOLDS
    2002 PROJECTION                                                   3,107,619
    1997 ESTIMATE                                                     2,875,170
    1990 CENSUS                                                       2,517,026
    1980 CENSUS                                                       2,043,292
    GROWTH 1980 - 1990                                                    23.18%

1997 ESTIMATED POPULATION BY RACE                                     7,382,905
    WHITE                                                                 73.03%
    BLACK                                                                 23.91%
    ASIAN & PACIFIC ISLANDER                                               1.04%
    OTHER RACES                                                            2.02%

1997 ESTIMATED POPULATION                                             7,382,905
    HISPANIC ORIGIN                                                        1.41%

OCCUPIED UNITS                                                        2,517,026
    OWNER OCCUPIED                                                        68.01%
    RENTER OCCUPIED                                                       31.99%
    1990 AVERAGE PERSON PER HH                                             2.54

1997 ESTIMATED HH BY INCOME                                           2,875,170
    $150,000 +                                                             3.79%
    $100,000 TO $149,999                                                   4.12%
    $ 75,000 TO $ 99,999                                                   5.83%
    $ 50,000 TO $ 74,999                                                  17.00%
    $ 35,000 TO $ 49,999                                                  16.86%
    $ 25,000 TO $ 34,999                                                  14.57%
    $ 15,000 TO $ 24,999                                                  16.35%
    $  5,000 TO $ 14,999                                                  15.96%
    UNDER $ 5,000                                                          5.51%

1997 EST. AVERAGE HH INCOME                                             $49,748
1997 EST. MEDIAN HH INCOME                                              $33,360
1997 EST. PER CAPITA INCOME                                             $19,585

Wed Jul 9, 1997                                                           Page 1
                              CUSTOM SUMMARY REPORT
                        (POP 80-01, HH 80-O1, INC 80-01)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               CUSHMAN & WAKEFIELD
NORTH CAROLINA
                                              COORD:      00:00.00      00:00.00
--------------------------------------------------------------------------------

DESCRIPTION                                                              TOTALS
--------------------------------------------------------------------------------

POP_80: TOTAL                                                          5,881,768
POP_90: TOTAL                                                          6,628,637
POP_97: TOTAL (EST.)                                                   7,382,905
POP_02: TOTAL (PROJ.)                                                  7,871,295
HH_80: TOTAL                                                           2,043,292
HH_90: TOTAL                                                           2,517,026
HH_97: TOTAL. (EST.)                                                   2,875,170
HH_02: TOTAL (PROJ.)                                                   3,107,619
INC_80: PER CAPITA (EST.)                                                 $6,133
INC_90: PER CAPITA                                                       $12,885
INC_97: PER CAPITA EST.                                                  $19,585
INC_02: PER CAPITA PROJ                                                  $25,028
HH_80_BY INCOME_79: MEDIAN                                                    $0
HH_90_BY INCOME_89: MEDIAN                                               $26,886
HH_97_BY INCOME: MEDIAN                                                  $33,360
HH_O2_BY INCOME: MEDIAN                                                  $38,552
HH_80_BY INCOME_79: AVERAGE                                              $17,332
HH_90_BY INCOME_89: AVERAGE                                              $33,242
HH_97_BY INCOME: AVERAG                                                  $49,748
HH_02_BY INCOME: AVERAG                                                  $62,330

                 [LETTERHEAD OF NORTH CAROLINA APPRAISAL BOARD]

                                                                   Permit No.869
                            TEMPORARY PRACTICE PERMIT

Having satisfied the North Carolina Appraisal Board as to his (or her) qualifications for an Appraisal Temporary Practice Permit under the provisions of North Carolina Appraisal Board Rule 57A.0210, temporary appraiser licensing or certification privileges are hereby granted to the person named below for the exclusive and limited purpose of performing that appraisal assignment summarily described below. This Temporary Practice Permit shall become effective on the date of its issuance or the beginning date of the appraisal assignment, whichever shall come later; and unless extended by the Appraisal Board, shall expire upon the completion of the appraisal assignment or upon the expiration date set forth below, whichever shall come first.

Permittee Name:   Richard Warren Latella

State in which Resident Appraiser
License/Certificate Held:  New York

Type and Number of License/
Certificate Held in Resident State: Certified General         No.46000003892

Appraisal Assignment:   A multi-tenanted shopping Center, New Hope Commons,
                        located in Durham, Durham County, North Carolina. The purpose of the appraisal is to estimate fair market value.

Appraisal Beginning Date: 7/8/97        Ending Date: 9/15/97
Permit Issuance Date:     7/15/97       Expiration Date: 9/15/97


                                        /s/ A. Melton Black
                                        ------------------------
                                        A. Melton Black, Jr.
                                        Executive Director
                                        North Carolina Appraisal Board

In issuing this permit, the North Carolina Appraisal Board has made no independent inquiry regarding the competency of the permittee or his (or her) qualifications to perform the appraisal assignment herein described.

                                                                          7/1/94

                                                                  QUALIFICATIONS
================================================================================

                                                         Richard W. Latella, MAI

Professional Affiliations:

      Member, Appraisal Institute (MAI Designation #8346)
      Affiliate Member, International Council of Shopping Centers, ICSC
      New York State Certified General Real Estate Appraiser #46000003892 Pennsylvania State Certified General Real Estate Appraiser #GA-001053-R State of Maryland Certified General Real Estate Appraiser #10796 Minnesota Certified General Real Estate Appraiser #20026517 Commonwealth of Virginia Certified General Appraiser #4001-003348
      State of Michigan Certified General Real Estate Appraiser #1201005216 New Jersey Real Estate Salesperson (License #NS-130101-A)
      Certified Tax Assessor, State of New Jersey
      Commonwealth of Massachusetts Certified General Real Estate Appraiser
      #4287

General Experience:

      Senior Director, Retail Valuation Group, Cushman & Wakefield Valuation Advisory Services, a national full-service real estate organization. While Mr. Latella's experience has been in appraising a full array of property types, his principal focus involves appraisal and counseling clients for major retail properties and specialty centers on a national basis. As Senior Director, his responsibilities include coordination of the firm's national Retail Valuation Group consisting of appraisers who specialize in regional malls, department stores and other major retail property types. He has personally appraised and consulted on in excess of 500 malls and specialty centers across the country.

      Senior Appraiser, Valuation Counselors, Princeton, New Jersey, specializing in the appraisal of commercial and industrial real estate, condemnation analyses and feasibility studies for both corporate and institutional clients (July 1980-April 1983).

      Supervisor, State of New Jersey, Division of Taxation, Local Property and Public Utility Branch in Trenton, New Jersey, assisting and advising local municipal and property tax assessors throughout the state (June 1977-July
      1980).

      Associate, Warren W. Orpen & Associates, Trenton, New Jersey, assisting in the preparation of residential property appraisals and condemnation analyses (July 1975-April 1977).

Education:

      Trenton State College, Trenton, New Jersey
      Bachelor of Science, Business Administration - 1977

      As of the date of this report, Richard W. Latella, MAI, has completed all of the requirements under the continuing education program of the Appraisal Institute.

================================================================================


COMPLETE UPDATE APPRAISAL OF REAL PROPERTY


Fairfax Towne Center
SWQ West Ox Road and Route 50
Fairfax, Fairfax County, Virginia


================================================================================


IN A SUMMARY REPORT As of July 6,1997


Prepared For:

Master Realty Inc.
Managing Member of Community Centers One L.L.C.
1180 Avenue of the Americas
New York, New York 10036-8401

and

Lehman Brothers, Inc.
3 World Financial Center
New York, New York 10285



Prepared By:

Cushman & Wakefield of Washington D.C., Inc.
Valuation Advisory Services
1875 Eye Street N.W., Suite 700
Washington, D.C. 20006

Cushman & Wakefield of Washington, D.C., Inc.                 CUSHMAN &
1875 Eye Street, N.W., Suite 700                              WAKEFIELD(R)
Washington, D.C. 20006
(202) 467-0600                                       A ROCKEFELLER GROUP COMPANY


July 26, 1997

Mr. Brian Summers
Vice President
Master Realty Inc.
Managing Member of Community Centers One L.L.C.
1180 Avenue of the Americas
New York, New York 10036-8401

and

Mr. Thomas Burke
Vice President
Lehman Brothers, Inc.
3 World Financial Center
New York, New York 10285

Re: Complete Update Appraisal of Real Property In A Summary Report Fairfax Towne Center
     SWQ West Ox Road and Route 50
     Fairfax, Fairfax County, Virginia

Dear Mssrs Summers and Burke:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Washington, D.C., Inc. is pleased to transmit our complete update appraisal in a summary report format estimating the market value of the leased fee estate in the above referenced property as of July 6, 1997. This appraisal updates the prior appraisal report dated February 15, 1996, and specifically incorporates the prior report by reference.

      The following report is in the form of a Summary Report of a Complete Appraisal, which is intended to comply with the reporting requirements set forth under Standards Rule 2-2b of the Uniform Standards of Professional Appraisal Practice (USPAP). As such, it presents limited discussion of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning, and analyses is retained in the appraiser's file. The depth of discussion contained in this report is specific to the needs of the client.

      As specified in the Letter of Engagement, the value opinions reported below are qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report. In particular, we call your attention to the following:

      1. The subject site contains 22.8 acres of land that are part of an approved mixed use development known as Gateway Center. The 22.8 acres includes an unsubdivided parcel of about two acres that is intended for development with two multi-story office buildings containing up to 480,000 gross square feet of and structured

Mssrs. Brian Summers and Thomas Burke
July 26,1997
Page 2

            parking. Based on conversations with the Client, it is a special assumption of this report that the value attributable to the office density is not considered in the estimated market value of the existing shopping center. This same assumption was made in the Original Report.

      2. The Fresh Choice restaurant has ceased operations and is seeking a subtenant. We have been informed that Fresh Choice is capable of maintaining the obligation and have explicitly assumed that only a normal credit loss risk is associated with the space. Should that not be the case, the value conclusion would be lower.

      This report was prepared for Community Centers One L.L.C. and Lehman Brothers, Inc. and is intended only for their use. The report may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield of Washington, D.C., Inc.

      Based on our complete appraisal as defined by the Uniform Standards of Professional Appraisal Practice, we have formed an opinion that the market value of the leased fee estate in the referenced property, subject to the assumptions, limiting conditions, certifications, and definitions, as of July 6, 1997, was:

                 THIRTY SIX MILLION ONE HUNDRED THOUSAND DOLLARS
                                   $36,100,000

      This letter is invalid as an opinion of value if detached from the summary appraisal report, its exhibits, and an Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF WASHINGTON, D.C., INC.


/s/Steven A. Studabaker
Steven A. Studabaker, MAI                         [SEAL]
Associate Director
Virginia Commercial General Real Property Appraiser No. 4001-001111


/s/Donald R. Morris
Donald R. Morris, MAI                             [SEAL]
Manager, Director
Valuation Advisory Services
Virginia Commercial General Real Property Appraiser No. 4001-002465


                                                             CUSHMAN &
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

                                        SUMMARY OF SALIENT FACTS AND CONCLUSIONS
================================================================================

Property Name:                          Fairfax Towne Center

Location:                               The subject property is located in the
                                        southwest quadrant of West Ox Road and
                                        Route 50 (Lee Jackson Memorial Highway),
                                        Fairfax, Fairfax County, Virginia

Assessor's Parcel Numbers:              Map No. 046-3-01-0024-A

Interest Appraised:                     Leased Fee Estate

Date of Value:                          July 6, 1997

Date of Inspection:                     July 6, 1997

Ownership:                              Community Centers One L.L.C.

Land Area:                              22.8 Acres

Current Property Assessment (1996)      $44,522,085

Current Property Taxes:                 $547,621.65

Zoning:                                 PDC - Planned Development - Commercial

Highest and Best Use
     If Vacant:                         Shopping Center / Retail
     As Improved:                       Continued use as multi-tenant shopping
                                        center

Improvements
     Type:                              One- and two-level power center with
                                        attached three-level parking deck

     Year Built:                        1994

     Type of Construction:              Steel frame, masonry exterior walls

     Gross Leasable Area:               253,941 Square Feet

Operating Data and Forecasts
     Current Occupancy:                 97%
     Forecasted Stabilized Occupancy:   +95%

Condition:                              Very Good


                                                             CUSHMAN &
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

                                        Summary Of Salient Facts And Conclusions
================================================================================

Value Indicators
     Cost Approach                      Not Applied

     Sales Comparison Approach:         $35,600,000 to $38,100,000
                                        or $140 to $150 per SF

     Income Approach-Discounted Cash Flow Analysis

          Rent Growth Rate:             3.5%
          Expense Growth Rate:          3.5%
          Forecasted Credit Loss:       3.0%
          Reversion Year
          Capitalization Rate           10.5%
          Transaction Costs at
          Reversion:                    3.0%
          Discount Rate:                11.50%
          Indicated Values:             $36,100,000
            Per SF NRA                  $142.16
            Implied Going-In Cap Rate:  10.3%

     Income Approach-Direct Capitalization Analysis

          Capitalization Rate:          10.0 to 10.5%
          Indicated Values:             $36,300,000
            Per SF NRA                  $142.95
            Implied Going-In Cap Rate:  10.25%

Value Conclusion:                       $36,100,000
     Per SF NRA                         $142.16
     Implied Going-In Cap Rate:         10.3%

Exposure Time Implicit
     In Market Value Estimate:          12 months

Special Assumptions Affecting Valuation:

1. The subject site contains 22.8 acres of land that are part of an approved mixed use development known as Gateway Center. The 22.8 acres includes an unsubdivided parcel of about two acres that is intended for development with two multi-story office buildings containing up to 480,000 gross square feet of and structured parking. Based on conversations with the Client, it is a special assumption of this report that the value attributable to the office density is not considered in the estimated market value of the existing shopping center.

2. The Fresh Choice restaurant has ceased operations and is seeking a subtenant. We have been informed that Fresh Choice is capable of maintaining the obligation and have explicitly assumed that only a normal credit loss risk is associated with the space. Should that not be the case, the value conclusion would be lower.

3. Please refer to the complete list of assumptions and limiting conditions included at the end of this report.


                                                             CUSHMAN &
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                                                     VALUATION ADVISORY SERVICES
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

                                                               TABLE OF CONTENTS
================================================================================

                                                                            Page

PHOTOGRAPHS OF SUBJECT PROPERTY ...........................................    1

INTRODUCTION ..............................................................    4
     Identification of Property ...........................................    4
     Property Ownership and Recent History ................................    4
     Purpose and Intended Use of the Appraisal ............................    4
     Extent of the Appraisal Process ......................................    5
     Date of Value and Property Inspection ................................    5
     Property Rights Appraised ............................................    5
     Definitions of Value, Interest Appraised, and Other Pertinent Terms ..    5
     Legal Description ....................................................    7

REGIONAL ANALYSIS .........................................................    8

NEIGHBORHOOD ANALYSIS .....................................................   11

MARKET ANALYSIS ...........................................................   13

PROPERTY ANALYSIS .........................................................   22
     Site Description .....................................................   22
     Improvements Description .............................................   22
     Real Property Taxes and Assessments ..................................   23
     Zoning ...............................................................   24
     Highest and Best Use .................................................   25

VALUATION PROCESS .........................................................   26

SALES COMPARISON APPROACH .................................................   27

INCOME CAPITALIZATION APPROACH ............................................   33

RECONCILIATION AND FINAL VALUE ESTIMATE ...................................   58

ASSUMPTIONS AND LIMITING CONDITIONS .......................................   59

CERTIFICATION OF APPRAISAL ................................................   61

ADDENDA ...................................................................   62
     Metropolitan Washington, D.C. Retail Overview ........................   69
     Recent Market Developments ...........................................   71

Legal Description and Selected Site/Floor Plans
Pro-Ject +Plus Output and Assumptions
Regional Market Analysis
National Investor Survey
Qualifications of Appraisers

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================



                                [GRAPHIC OMITTED]


  View of the improvements at the northern end of the site as seen looking west from a point near the West Ox Road / Route 50 interchange.



                                [GRAPHIC OMITTED]


 View of improvements at the northern end of the site as seen looking northwest from a point near the main entrance to the site from West Ox Road.

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                                                 Photographs of Subject Property
================================================================================



                                [GRAPHIC OMITTED]


   View of the storefronts and pedestrian arcade located between the northern and southern wings, as seen looking west toward the rear of the site.



                                [GRAPHIC OMITTED]


       View of the southern wing of the improvements as seen looking north from the parking lot.

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                                                 Photographs of Subject Property
================================================================================



                                [GRAPHIC OMITTED]


View of the parking deck located at the northwest corner of the property as seen from the adjacent surface parking lot.



[GRAPHIC OMITTED]


          View of the townhouses located at the western end of the PUD.

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                                                                    INTRODUCTION
================================================================================

Identification of Property

      The subject property is known as Fairfax Towne Center, a 253,941 square foot power center located at the southwest quadrant of West Ox Road and Route 50 (Lee Jackson Memorial Highway). There is one ground leased outparcel containing 13,269 square feet of land on the south end of the shopping center. It has been developed with a 2,687 square foot bank building with drive-through lanes. As the bank pays passthrough expenses, including taxes on the building area, the size of the improvements are included in the gross leasable area of the center. There are no other outparcels. Anchor tenants include United Artists, Safeway, TJ Maxx, Bed Bath and Beyond, and Tower Records. The center opened in November 1994 and is currently 97 percent leased by 16 tenants, though the Fresh Choice restaurant has ceased operations and is seeking a replacement tenant.

      Fairfax County is one the three major municipalities in the Northern Virginia suburbs of Washington, D.C. The property is located in the Fair Oaks / Fair Lakes area, which is one of the current growth nodes in Northern Virginia. The Fairfax Towne Center retail property is part of a larger planned development that has a multi-family residential component under construction and plans for two office buildings.

Property Ownership and Recent History

      Title to the subject property is currently vested with Community Centers One, L.L.C., a joint venture between Developers Diversified Realty Corporation
(DDR) and DRA Advisors, Inc. (DRA). The subject was acquired as part of the former Homart Community Center Division for a total purchase price of approximately $500 million from General Growth Properties, Inc. The date of transfer was November 17, 1995. An allocation of the price to the subject property has not been made, therefore no conclusions about the transfer price can be made relative to the value estimate reached in this report.

      Homart purchased the 22.79+/- acre site that includes the two office pad sites from Gateway Center, Inc. in November 1993 for a reported $4,000,000, or $4.03 per square foot ($1,775,517 per acre). Subsequent to the sale, Homart developed the Fairfax Towne Center retail center. Hard costs for the center totaled $19,463,000, or $76.30 per square foot of GLA. Soft costs added another $17.23 per square foot ($4,396,000), bringing total project costs to $27,859,000 ($109.21 per square foot). Including construction interest and sales/ reimbursements, net project costs totaled $29,452,000 ($115.45 per square foot).

      To our knowledge, the property is not currently offered for sale.

Purpose and Intended Use of the Appraisal

      The purpose of this appraisal is to estimate the current market value of the leased fee estate in the property in as-is condition as of July 6, 1997, the most recent inspection date. The intended use of this appraisal is to assist the client in an evaluation of assets that serve as collateral for a securitized financing transaction.

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                                                                    Introduction
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Extent of the Appraisal Process

      In the process of preparing the appraisal, we:

      o Inspected the exterior of the improvements and a sample of interior spaces and drove the site.

      o Conducted research regarding the region, the neighborhood and competitive market for the subject property.

      o Conducted market investigations into recent sales of comparable shopping centers to ascertain sales price per square foot and capitalization rates.

      o Pursued market data with regard to asking and recently signed rental rates at comparable properties.

      o Reviewed a detailed history of income and expenses for actual 1996, and a budget forecast for 1997.

      o Reviewed a current rent roll statements provided by the owner, and discussed questions that arose from that information.

      o Prepared a detailed discounted cash flow analysis for the purpose of discounting a forecasted net income stream to a present value estimate for the subject property.

      o Prepared the Sales Comparison and Income Capitalization Approaches to value.

      o Reconciled the value indications to a single estimate of value for the property.

Date of Value and Property Inspection

      The date of value for the subject property is July 6, 1997, with the date of inspection being the same.

Property Rights Appraised

      We have valued the market value of the leased fee estate of the improvements, as of the effective date of the appraisal.

Definitions of Value, Interest Appraised, and Other Pertinent Terms

      The definition of market value is in accordance with 12 C.F.R. 34, Paragraph 34.42 of the OCC final rule issued by the Comptroller of the currency (is as follows):

      The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

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                                                                    Introduction
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      (1)   Buyer and seller are typically motivated;

      (2) Both parties are well informed or well advised, and acting in what they consider their own best interests;

      (3)   A reasonable time is allowed for exposure in the open market;

      (4) Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

      (5) The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Exposure Time

      Under Paragraph 3 of the Definition of Market Value, the value estimate presumes that "A reasonable time is allowed for exposure in the open market". Exposure time is defined as the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at the market value on the effective date of the appraisal. Exposure time is presumed to precede the effective date of the appraisal. Based on conversations with property owners, brokers and management firms, we have estimated the appropriate exposure time would have been 12 months or less for the property.

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by The Appraisal Institute, are as follows:

      Leased Fee Estate

      An ownership interest held by a landlord with the right of use and occupancy conveyed by lease to others. The rights of the lessor (leased fee owner) and the leased fee owner are specified by contract terms contained within the lease.

      Fee Simple Estate

      Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat.

      Market Rent

      The rental income that a property would most probably command in the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

      Cash Equivalent

      A price expressed in terms of cash, as distinguished from a price expressed totally or partly in terms of the face amounts of notes or other securities that cannot be sold at their face amounts.

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

                                                                    Introduction
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      Discounted Cash Flow (DCF) Analysis

      The procedure in which a discount rate is applied to a set of projected income streams and a reversion. The analyst specifies the quantity, variability, timing, and duration of the income streams as well as the quantity and timing of the reversion and discounts each to its present value at a specified yield rate. DCF analysis can be applied with any yield capitalization technique and may be performed on either a lease-by-lease or aggregate basis.

      Definitions of other terms taken from various sources are as follows:

      Market Value As Is on Appraisal Date

      The market value of a property in the condition observed upon inspection and as it physically and legally exists without hypothetical conditions, assumptions, or qualifications as of the date the appraisal is prepared.

Legal Description

      The property is legally described by metes and bounds in the Land Records of Fairfax County, Virginia. A copy of the metes and bounds plat is included in the Addenda. This parcel includes land for two proposed and approved office buildings, however. The prior owners estimated the land area associated with the office sites at approximately two acres. They are located at the rear, northwestern edge of the property between Monument Court and the parking structure and are currently used as parking for about 192 vehicles. The residential units in Phase II of Gateway are located beyond this area. Please see the special exception dealing with this issue.

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

                                                               REGIONAL ANALYSIS
================================================================================

      Washington, D.C. is unique among American cities. As our nation's capital, it serves as a focal point for our country both politically and economically. In the role as host city for a major world power, it attracts people from all over the globe. Washington had been dubbed a "recession proof" city in that it was insulated, as some have argued, from the full effects of economic ups and downs by the stabilizing influence of the federal government as the area's biggest employer. From the 1950s through the 1980s, the size of government continually increased, which brought about an increase in government employment and population in the Washington area. The 1990s recession proved, of course, that the District was and is indeed vulnerable to economic cycles as is the rest of the country. Nonetheless, that mystic has been a factor in the area's economic life cycle.

      The Capital Beltway (I-495) is one of the most important factors driving development in the Washington area. It has tied the Maryland and Virginia suburbs together and significantly influenced real estate investment patterns. One of the primary results has been a steady rise in land prices in the vicinity of the Beltway. Apartments, light industrial facilities, distribution warehouses, and shopping centers have gone up wherever the Beltway crosses other major highways. Interestingly, closer-in sites have often been by-passed in favor of locations adjacent to the Beltway.

      In addition to the Beltway, the Washington area is bisected by I-95, the major north-south interstate highway that extends most of the length of the Atlantic coast, and I-66, an east-west highway that begins in Washington, D.C. and connects westward to other interstate highways in Virginia and West Virginia.

      The Washington Metropolitan Area Transit Authority (WMATA) provides transit service in Maryland, the District of Columbia, and Virginia, including both rapid rail and bus transportation. The rapid rail network, referred to as Metrorail, will cover 103 miles with 86 stations in D.C., suburban Maryland and Virginia when completed in the late 1990s. The construction of Metrorail has had a major impact on land values around the stations and has spurred dramatic new development, both in downtown Washington and in suburban areas. Major new office and mixed use projects have been built around the Metro stops. In particular, portions of downtown Washington and Arlington County have experienced an economic revitalization due to the opening of Metrorail. Apartment projects often market themselves as being close to Metrorail stations and typically command rents at the high end of the market and achieve higher occupancies as a result. The same could be said for various primary employment centers and major retail facilities.

      In terms of air transportation, the Washington area is served by three major airports: Washington National, Baltimore/Washington International and Washington Dulles International.

      According to Market Statistics' 1996 Demographics USA, the Washington, D.C. MSA ranks fifth in the nation in terms of total population. The Washington area increased in population by 20.7 percent between 1980 and 1990, or an average annual rate of 2.1 percent. The District of Columbia actually lost population over the past ten years while the suburban areas grew. It is important to note, however, that this phenomenon is being seen in most major metropolitan areas in the United States. Nevertheless, in relative terms, the population decreases in Washington, D.C. versus population increases in suburban areas are significantly less than that seen in other

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                                                               Regional Analysis
================================================================================

parts of the country, thus attesting to the continuing strength and viability, albeit somewhat lessened given the more recent recessionary trends, of the metropolitan area's inner city.

      During recent years, employment in Northern Virginia grew by rapidly, above 3.0 percent but in the Maryland suburbs, the figure was only about 2.0 percent while for the District of Columbia it was less than 1.0 percent. Job growth in the region fell below the national average of 2.5 percent. Although the federal government has historically been the major employer in the region, its share of employment has remained around 15 to 17 percent. The aggregate federal employment grew at an average annual rate of 1.7 percent between 1988 and 1995 and was 14.4 percent of total civilian employment in 1995.

      The most dramatic change in employment in the Washington area has been in the private sector, particularly the emergence of the service industry as the fastest growing and now largest employment opportunity. In 1960, the services industry employed 18 percent of all non-agricultural workers and has grown to
36.3 percent by 1995. Retail and wholesale trades have maintained a steady portion of total employment, thus indicating that employment in these sectors expands and contracts with the economy.

      According to the Census reports, the Washington region has one of the highest labor force participation rates in the country, with more than 75 percent of the population between the ages of 16 and 65 being part of the labor pool. This is ten percent higher than the national average. For most of the 1980s, the demand for workers was increasing at a faster rate than the number of workers in the area, causing a labor shortage. The 1991 through 1993 recession, however, halted job growth in the area and drove up unemployment rates.

      The outlook for employment in the region continues to be strong despite the recent recession. Obviously, federal and local government employment is a major contributor to the region's stability, the recent downsizing notwithstanding. Most of the swings in employment have been experienced in the construction trades and retail employment. These last two sectors are expected to remain soft for the next few years with slow gains made as the economy stabilizes and demand for new housing and commercial construction increases.

      The Greater Washington Research Center reported that growth in the Washington area economy finally returned during the latter part of 1993 after staggering through the previous six years. The indicators utilized by the Research Center seem to suggest that the economy is continuing to gain strength. However, the level of improvement still falls short of generating the number of jobs the Washington area produced during the boom of the 1980s.

      Even though the recovery in the Washington area may be slow, the region is strong economically. The office vacancy rate in the Washington area is below that in most metropolitan areas and unemployment is lower than the national average. The indicators that the Greater Washington Research Center uses to forecast economic growth six to nine months from now were up as well, albeit less strongly.

      Overall, the region's performance has been described as being in a period of recovery, as evidenced by the net increase in wage and salary jobs, with the services and government sectors adding the most positions. Additional employment gains have occurred within the region and a

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                                                               Regional Analysis
================================================================================

strengthening economy has emerged as the recovery broadened and deepened. However, some area economists have raised caution flags for 1996 and beyond.

      Finally, another important issue affecting the demand for real estate is household income. The metropolitan area as a whole shows a heavy distribution of households with incomes on the high end of the range. Over 55 percent of the households have an annual income over $50,000 per year and the highest grouping is those at $75,000 per year or higher (31.9 percent). This relationship is not true of the central jurisdictions and the outer suburban areas where the highest concentration of households is in the $50,000 to $75,000 per year range. The inner suburban areas, however have an overwhelming percentage of households -
37.1 percent in the over $75,000 per year range.

      The long-term outlook for the metropolitan Washington area continues to be good. The expanding population of the area indicates an increase in demand for goods and services. The trend toward smaller household sizes provides additional demand pressures for new housing. The major factors affecting real property values are sound, and future trends appear to point toward continued economic vitality for the region.

      In the short term, the region has experienced the effects of the recent recession. Total employment in the region declined during the recent recession. However, unemployment levels were moderated by the influence of federal and local government employment and contracts for services. The Washington region continues to have one of the lowest unemployment levels in the United States.

      Overall, we believe that 1997 will be a period of continued moderate growth and steady improvement in the underlying factors affecting the real estate markets. More importantly, we do not anticipate any further downturn in the local economy on the scale of what has occurred in other regions of the country. Many local economists and developers are signaling their belief that the real estate market is strengthening.

      Real estate values are volatile in this climate, with some property values on the increase while other areas remain stable. For the short-term, we expect that real estate values will show improvement in value in certain sectors. For the long-term, the market appears to be sound, with strong demographics and reasonable prospects for increasing values in the future.

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                                Neighborhood Map


                                [GRAPHIC OMITTED]

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

Area Definition

      The subject property is situated in the southwest quadrant of West Ox Road and Route 50 (Lee Jackson Memorial Parkway) in the middle of Fairfax County in an area generally referred to as Fair Oaks / Fair Lakes, after the Fair Oaks Regional Mall and the Fair Lakes planned community. The intersection of West Ox Road and U.S. Route 50 is a clover-leaf with West Ox Road crossing over U.S. Route 50. There is a traffic signal at the entrance to the property opposite Legato Road, as well as at the south end of the property at Monument Drive. There are turn lanes into the center. The subject's neighborhood can be defined as an east/west corridor along U.S. Route 50, extending from I-495 to the east and Centreville Road (Route 28) to the west and extends several miles on each side of the corridor.

Access/Linkage

      The subject neighborhood is located in central Fairfax County in a rapidly growing area near Fair Oaks Regional Mall. Access to the area is most easily achieved from Interstate 66 and U.S. Route 50 (east/west) and West Ox Road and the Fairfax County Parkway (north/south). Regional access is also available via Interstate 66, located approximately 0.1 miles to the south.

      The primary traffic carriers include Lee Jackson Memorial Highway (Route
50), West Ox Road, Fairfax County Parkway (north/south), and Lee Highway (Route 29, east/west). West Ox Road is a four lane arterial linking the neighborhood with Lee Highway to the south and the Reston/Herndon area to the north. U.S. Route 50 is a four to six lane limited access road in the vicinity of the subject, running east/west an interchange at West Ox Road and traffic signals and turn-lanes at most other major intersections. It is one of the most heavily trafficked arterials in the Northern Virginia area.

Surrounding Land Use Patterns

      Predominant land uses in the subject neighborhood consist of a mixture of commercial developments, including retail centers, office buildings, a regional mall, single-family detached, single-family attached and multi-family residential developments, the Fairfax County government center, and a wide variety of highway commercial uses along the major roadways.

      The Fair Oaks Regional Mall, until the reopening of Tyson's Corner Center after its expansion and renovation in 1990, was the largest (1.4 million square feet) regional mall in the Washington Metropolitan area. It is a two level mall that opened in 1981 and has anchor tenants Hecht's, Lord & Taylor, J.C. Penney and Sears. There are an additional 179 specialty stores and 14 restaurants in the mall. This project has been one of the primary stimuli for the development in the Fair Oaks area.

      Fair Lakes is a mixed-use development about two miles west of the Fair Oaks development and is the largest along the 1-66 corridor with a total potential office development of 4.5 million square feet of space. The residential component of Fair Lakes includes three apartment projects and several townhouse/ condominium projects. A small strip retail plaza (tenants such as Mobil Oil, a dry cleaner, beauty salon, restaurant, branch bank) is located within the park. The Galleria At Fair Lakes, an upscale, three-level mall in Fair Lakes was proposed on the site. However, due to changes in the local market and the economy, the site was developed with a major retail project that includes BJ's Wholesale Club, Walmart, and Hechingers as anchors and now totals over one

================================================================================


                                      -11-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                           Neighborhood Analysis
================================================================================

millions square feet. Several restaurants and stand-alone retail stores have also been constructed on pad sites at the center.

      Strip shopping centers are common in this area, and include centers such as Price Club Plaza, Fairfax Court, Greenbriar Towne Center, Fair Lakes Center, Fairfax Towne Center, Jermantown Square, K-Mart Plaza, Kamp Washington Shopping Center, and Sully Place.

Special Hazards or Adverse Influences

      As noted, the area contains many office and business parks, residential and retail uses, producing only minimal pollution. There are no flood zones in the vicinity of the property. We observed no other detrimental influences in the neighborhood, such as land fills, noisy or air polluting industrial plants, or chemical factories.

Conclusion

      The subject property benefits from its location at an easily accessible intersection in central Fairfax County. Based on the improvements in office occupancy levels and anticipated increases in rental rates, along with the area's good accessibility, it is clearly capable of capturing a fair share of the demand of retail space as the Fairfax County economy recovers and grows. The neighborhood has good regional drawing power by virtue of the roadway network serving it. The anticipated trend for the subject neighborhood is for continued growth and stabilization into the foreseeable future.

      Based on the characteristics of the neighborhood, we believe continued investment in stabilized properties is warranted. The neighborhood appears stable to improving.

================================================================================


                                      -12-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 MARKET ANALYSIS
================================================================================

      Due to the summary nature of this report, we will focus on the key competing centers in the subject's market area and a summary of the trade area demographics. An overview of the metropolitan area retail markets and their relationship to Northern Virginia area is included in the Addenda should the reader find that information helpful.

Competitive Environment

      By virtue of the market structure, the subject competes with certain retail establishments throughout the general area. Provided on the following chart is a summary of some key information on existing properties. As will be seen, the subject's primary competition is seen in local community-oriented retail centers with similar tenant mixes. The subject also competes to some degree with existing regional and specialty shopping centers such as the Fair Oaks Mall. It is noted, however, that the subject is not a unique property within this market, in that it faces direct competition with several major centers in the immediate area.

================================================================================


                                      -13-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

====================================================================================================================================
COMPETING RETAIL CENTERS
Fairfax Towne Center (Fairfax, Virginia)
Cushman & Wakefield of Washington, D.C., Inc.
====================================================================================================================================
                                        Year          Building        Site      Land - Bldg   Vacant   Vacancy
 No.        Name/Location               Built         Area (SF)     Area (SF)      Ratio        SF      Rate     Anchors
====================================================================================================================================
Subj  Fairfax Towne Center              1994           253,841        958,320      3.774       7,195     2.8%    Safeway
      West Ox Road & U.S. Rte 50                                                                                 United Artists
      Fairfax County                                                                                             Bed Bath & Beyond
      Fairfax, Virginia                                                                                          TJ Maxx
------------------------------------------------------------------------------------------------------------------------------------
  1   Fairfax Court                     1992           252,530      2,134,440      8.452       3,984     1.6%    Montgomery Ward
      U.S. Rte 50 & Jermantown Rd                                                                                Circuit City
      Fairfax County                                                                                             Today's Man
      Fairfax, Virginia
------------------------------------------------------------------------------------------------------------------------------------
  2   Price Club Plaza                  1993           314,548      1,611,720      5.124           0     0.0%    Price Club
      West Ox Rd & Lee Hwy                                                                                       Home Depot
      Fairfax County                                                                                             Computer City
      Fairfax, Virginia                                                                                          Sports Authority
------------------------------------------------------------------------------------------------------------------------------------
  3   Fair Lakes Center                 1993           800,000      3,136,320      3.920           0     0.0%    Food Lion
      SS Fair Lakes Pkwy                                                                                         Wal-Mart
      Fairfax County                                                                                             BJ's Wholesale Club
      Fair Lakes, Virginia                                                                                       Hechingers
                                                                                                                 Best Buy
                                                                                                                 Toys-R-Us
                                                                                                                 Kids Warehouse
                                                                                                                 Uptons
                                                                                                                 PetsMart
------------------------------------------------------------------------------------------------------------------------------------
  4   Greenbrier Towne Center           1972           350,000        N/A            N/A      56,000    16.0%    Giant Foods
      U.S. Rte 50 & Majestic Lane   (Renov 1992)                                                                 Vacant
      Fairfax County                                                                                             Marshalls
      Chenilly, Virginia                                                                                         Ross Dress for Less
                                                                                                                 Linens & Things
------------------------------------------------------------------------------------------------------------------------------------
  5   Fair Oaks Mall                    1980         1,400,000      5,009,400      3.578         N/A     N/A     Sears
      I-66 & U.S. Rte 50         (Renov 1987, 1993)                                                              Woodward & Lothrop
      Fairfax County                                                                                             Hecht's
      Fairfax, Virginia
====================================================================================================================================
      TOTAL                                          3,371,019     12,850,200      3.812      67,179     2.0%
====================================================================================================================================

====================================================================================================================================
                                           Anchor    [ILLEGIBLE]       In-Line           Center            Distance
 No.        Name/Location                    SF         Devel.       Rents ($/SF)      Orientation       from Subject    Competition
====================================================================================================================================
Subj  Fairfax Towne Center                 61,322        Yes          $20-$27/SF        Power Center/         N/A            N/A
      West Ox Road & U.S. Rte 50           47,230                                        Community
      Fairfax County                       39,669
      Fairfax, Virginia                    37,246
------------------------------------------------------------------------------------------------------------------------------------
  1   Fairfax Court                       112,630        No           $16.00-$20.00     Power Center      2.2 Mi - E       Primary
      U.S. Rte 50 & Jermantown Rd          34,700                                                         (5-Min Drive)
      Fairfax County                       25,900
      Fairfax, Virginia
------------------------------------------------------------------------------------------------------------------------------------
  2   Price Club Plaza                    120,000        No           None              Power Center      1.5 Mi - S       Primary
      West Ox Rd & Lee Hwy                122,180                                                         (3-Min Drive)
      Fairfax County                       20,000
      Fairfax, Virginia                    42,002
------------------------------------------------------------------------------------------------------------------------------------
  3   Fair Lakes Center                    37,000        Yes          $20.00-$22.00     Power Center      1.5 Mi - W       Primary
      SS Fair Lakes Pkwy                  183,000                                                         (4-Min Drive)
      Fairfax County                      124,000
      Fair Lakes, Virginia                110,000
                                           46,000
                                           80,000
                                        Incl Toys
                                           62,000
                                           25,000
------------------------------------------------------------------------------------------------------------------------------------
  4   Greenbrier Towne Center              63,000        Yes          $18.00-$26.00     Community         2 Mi - W         Primary
      U.S. Rte 50 & Majestic Lane          35,000                                                         (6-Min Drive)
      Fairfax County                       32,000
      Chenilly, Virginia                   27,000
                                           18,000
------------------------------------------------------------------------------------------------------------------------------------
  5   Fair Oaks Mall                                     No           $28.00-$35.00     Regional Mall     1 Mi - E         Secondary
      I-66 & U.S. Rte 50                                                                                  (3-Min Drive)
      Fairfax County
      Fairfax, Virginia
====================================================================================================================================


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

Other Competition

      There exists various nodes of retail development throughout the immediate area that also offer varying degrees of competition to the subject. There are a number of strip centers that, because of their major tenants and merchandising, do offer themselves as some competition, albeit limited, to the subject. Additionally, there is the Fair Oaks Regional Mall located a short distance from the subject.

      o Fair Oaks Mall - Located in the triangle formed by U.S. Route 50 on the north, I-66 on the south, and Legato Road to the west, Fair Oaks Mall is one of Northern Virginia's leading shopping destinations after Tyson's Corner. It contains 1.4 million square feet of space and is anchored by Hecht's, Lord & Taylor, and Sears. The mall has a typical mix of national and regional tenants and is well maintained. Lease rates for shop tenants reportedly range from $28 to $35 per square foot. Vacancy and sales data were not provided, though 1995 sales were indicated to have been up slightly from 1994 levels. Management also indicated that Lord & Taylor was moving into the larger department store space formerly occupied by Woodward & Lothrop. The 50,000 square foot Woodward & Lothrop furniture store is still available and the May Company's plans for the space now occupied by Lord & Taylor were not available.

      o Sully Place - This 515,000+/- square foot community/power center is located 3.5+/- miles west of the subject along U.S. Route 50 near Centreville Road. The center is anchored by Kmart, Service Merchandise, Petstuff, Weis Markets, and Baby Superstore, and has a vacant Lowe's store. It is secondary competition to the subject by virtue of its tenancy and location. Occupancy is at the 70 percent level, due primarily to the vacant Lowe's space, and rental rates for shop space is in the $20 to $25 per square foot range. The center was constructed in 1991. There is a Taco Bell outparcel.

      Within a four mile radius of the property, there are estimated to be another dozen neighborhood convenience centers. These are not compete a major competitive factor for the subject, but help to meet their market niches. Excluding vacant anchor stores like the one at Sully Place, the overall vacancy rate in the area is in the five to seven percent range, with many centers being at the low end of the range. Generally, lease rates for shop space support those found at the subject.

      With regards to store closings in the area, Bob's Stores is closing at Fair Lakes Promenade, which delivered in 1995. The space contains 44,920 square feet, and the asking rent was not available at the time of the report.

      To our knowledge, no new centers are being developed in the neighborhood.

Property Profile

      The subject property is a multi-tenant power center anchored by Safeway, Bed, Bath & Beyond, United Artists Theaters, and T.J. Maxx. The following credit ratings were provided by the owners.

================================================================================


                                      -15-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

================================================================================
                           Major Tenant Credit Ratings
================================================================================
Tenant                              SF GLA         S&P Long Term Rating
================================================================================
Safeway Stores                      61,322                  BBB
United Artists                      47,230                  BB-
Bed, Bath & Beyond                  39,669                  NR
TJ Maxx                             37,246                 BBB+
Tower Records                       23,000                  NR
Zany Brainy                         15,344                  NR
--------------------------------------------------------------------------------
Source: Standard & Poors, February 1997 (Provided by Owners)
================================================================================

Trade Area Definition

      Fairfax Towne Center is located in the growth section of Fairfax County, Virginia, situated near the interchange of I-66 and U.S. Route 50, and at Route 50's intersection with West Ox Road. These routes good east-west/north-south access to the property along with proximity to Interstate 66.

      As discussed, the location and accessibility of competing centers has direct bearing on the formation and make-up of the subject's trade area as well. The subject competes most directly with Fair Lakes Center, Greenbriar Town Center and Price Club Plaza although none have truly comparable configurations. Each of these centers, along with Fair Oaks Regional Mall, helps provide an additional draw to the subject's region. Secondary competition is seen in other area community centers which are anchored by only one or two competing anchor tenants, namely groceries and off-price or discount retailers.

      Finally, it is important to note that other neighborhood centers, freestanding "category killers", and outlet malls all represent a strong force in the market's competitive environment. However, their primary stores (discount department stores, drugs, home improvement centers and warehouse clubs) are different from those which comprise the subject property. Certainly there is a place for both in most retail environments, including the subject region. Collectively, they balance out the retail infill and act as a traffic generator that increases the area's status as a destination retail hub.

      Given all of the above, a primary trade area for the subject property would likely span an area encompassing about 5 miles around the center. The subject's secondary trade area might span up to 10 miles from the site due to the United Artists Theatre and restaurant draws. To add perspective to this analysis, we have segregated our survey into 3, 5, and 10-mile concentric circles with a comparison to the United States and State of Virginia. The report on the following page presents this data.

================================================================================


                                      -16-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

=================================================================================================
                                      DEMOGRAPHIC STATISTICS
                                       Fairfax Towne Center
                                        Fairfax, Virginia
=================================================================================================
                                         3 Mile          6 Mile         10 Mile         State of
                                         Radius          Radius         Radius          Virginia
=================================================================================================
------------------------
POPULATION STATISTICS
------------------------

         1980                            25,296          91,955        418,608         5,346,819
         1990                            44,537         167,954        594,633         6,187,358
      1997 Est.                          53,742         200,111        671,936         6,713,619
      2002 Proj.                         61,586         227,286        730,111         7,016,791

Compound Annual Change
      1980 - 1990                          5.82%           6.21%          3.57%             1.47%
      1980 - 1997                          4.53%           4.68%          2.82%             1.35%
      1997 - 2002                          2.76%           2.58%          1.67%             0.89%

-------------------------------------------------------------------------------------------------

------------------------
HOUSEHOLD STATISTICS
------------------------

         1980                             7,657          29,907        139,845         1,863,073
         1990                            16,027          58,450        208,652         2,291,830
      1997 Est.                          20,762          73,497        244,836         2,542,084
      2002 Proj.                         24,733          88,261        275,056         2,786,696

Compound Annual Change
      1980 - 1990                          7.67%           6.93%          4.06%             2.09%
      1980 - 1997                          6.04%           5.43%          3.35%             1.64%
      1997 - 2002                          3.56%           3.25%          2.36%             1.85%

-------------------------------------------------------------------------------------------------

------------------------
PERSONS PER HOUSEHOLD
------------------------

         1980                              3.30            3.07           2.99              2.87
         1990                              2.78            2.87           2.85              2.70
      1997 Est.                            2.59            2.72           2.74              2.64
      2002 Proj.                           2.49            2.63           2.65              2.52

------------------------
AVERAGE HOUSEHOLD INCOME
------------------------

      1997 Average Household Income    $101,247           $98,734      $97,416           $56,128
      1997 Median Household Income     $ 80,671           $79,582      $76,901           $41,414
      1997 Per Capita Income           $ 39,427           $36,872      $35,855           $22,077

-------------------------------------------------------------------------------------------------
* Source: Equifax National Decision Systems
=================================================================================================


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

Population

      Once the market has been established, the focus of our analysis centers on the statistical data of the trade area, including population. Equifax National Decision Systems (ENDS) provides historical, current and forecasted population estimates for the trade area. Patterns of development density and migration are reflected in the current levels of population estimates. A detailed profile of the trade area is included in the Addenda of this report.

      Between 1980 and 1997, ENDS reports that the population within the primary trade area increased by 108,156 residents to 200,111, reflecting a 4.7 percent annual growth. Through 2002, the trade area is expected to continue to increase to 227,286 residents which is equal to a 2.6 percent growth per annum.

      It is important to recognize that the population growth in the trade area has greatly exceeded the average annual growth rate for the state, which was 1.3 percent between 1980 and 1997. Over the next five years, the subject's 2.6 percent average annual growth (primary market) will also outpace the 1.2 percent rate for Virginia.

      Because of the high level of competition in the area, and continued new retail construction in the vicinity of new residential growth, the subject is expected to achieve only a slightly above average capture rate of retail expenditure potential, based primarily on the entertainment and restaurant draws to the property.

Households

      According to ENDS, the primary trade area added 43,590 households between 1980 and 1997, an annual average increase of 5.4 percent to 73,497 units. Consistent with the national trend, the trade area is experiencing household growth at a rate in excess of population changes. Between 1997 and 2002 the area is expected to continue household formation, but at a slower pace of 3.25 percent per year. The household growth rate is expected to be somewhat faster than the population growth, a pattern that is consistent with the data for Fairfax County. We see this as a result of a greater incidence of single person households.

      Correspondingly, a greater number of smaller households with fewer children generally indicates more disposable income. In 1980, there were 3.07 persons per household and by 1997, it is estimated to have decreased to 2.72.

Trade Area Income

      Trade area income figures for the subject support the profile of a middle-upper income market. According to ENDS, average household income within the primary trade area in 1997 is approximately $98,734.

================================================================================


                                      -18-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      A comparison of the trade area's relative ranking is shown on the following chart.

================================================================================
                       Average Household Income Comparison
================================================================================
                Area                                         Income
================================================================================
            3 Mile Radius                                   $101,247
--------------------------------------------------------------------------------
            5 Mile Radius*                                  $ 98,734
--------------------------------------------------------------------------------
            10 Mile Radius                                  $ 97,417
--------------------------------------------------------------------------------
            State of Virginia                               $ 56,128
================================================================================
            Source:   Equifax National Decision Systems
--------------------------------------------------------------------------------
            *Primary Trade Area
================================================================================

      Income ranges in the immediate market area greatly exceed state and national averages. The distribution of income within the primary trade area can be summarized as follows:

================================================================================
                               Household by Income
================================================================================
                                                    % of
                  Category                       Households
================================================================================
            Greater Than $150,000                   8.74%
--------------------------------------------------------------------------------
            $100,000  -  $149,999                  20.89%
--------------------------------------------------------------------------------
            $ 75,000  -  $ 99,999                  24.94%
--------------------------------------------------------------------------------
            $ 50,000  -  $ 74,999                  26.08%
--------------------------------------------------------------------------------
            $ 35,000  -  $ 49,999                   9.30%
--------------------------------------------------------------------------------
            $ 25,000  -  $ 34,999                   4.43%
--------------------------------------------------------------------------------
            Less Than    $ 25,000                   5.62%
================================================================================

Subject Sales

      Since the subject property opened in late 1994, only limited sales data has been reported to the owners. Of those tenants reporting full year 1995 sales figures, Picture Place achieved sales of $128.75 per square foot, Fresh Choice Restaurant $182.40 per square foot, and Bed, Bath & Beyond $137.86 per square foot. None of the other tenants reported full year sales. In 1996 more sales data was available, though only one tenant, Safeway Stores, has sales in excess of its breakpoint. The available sales data and percentage rent breakpoints are summarized in the following table.

================================================================================
                           Tenant Sales History ($/SF)

================================================================================
Tenant                             1995          1996          Breakpoint
================================================================================
United Artists                      N/A          $  72          $198.00
Safeway Stores                      N/A          $ 396          $ 81.54
Bed Bath & Beyond                 $ 138          $ 135          $362.50
Zany Brainy                       $ 133          $ 132              N/A
TJ Maxx                             N/A          $ 134          $407.00
Hair Cuttery                        N/A          $ 188          $530.00
Picture Place                     $ 129          $ 134          $500.00
China King                          N/A          $ 103              N/A
Fresh Choice Restaurant           $ 182          $ 192          $560.00
================================================================================

================================================================================


                                      -19-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

Industry Average Sales

      Potential sales at the subject property can be analyzed in comparison to industry averages. The following chart presents a comparison of average sales by center category for power and super community shopping centers in the U.S. and the Eastern Region.

================================================================================
                            Average/Sales Performance
                 U.S. Power Centers and Super Community Centers
================================================================================
                           Power Centers              Super Community Centers
                  United States   Eastern Region   United States  Eastern Region
================================================================================
Overall Average     $197.23          $188.96          $187.90        $174.20
--------------------------------------------------------------------------------
Median              $199.31          $199.31          $183.44        $175.67
--------------------------------------------------------------------------------
Lower Decile        $ 87.04             --            $107.24        $116.16
--------------------------------------------------------------------------------
Upper Decile        $292.49             --            $313.64        $233.52
================================================================================
Source:   Urban Land Institute: Dollars and Cents of Power Centers - 1995
================================================================================

      From the above we see that industry averages and medians range from approximately $189 to $200 per square foot for power centers and $174 to $188 per square foot for super community centers. Upper and lower decile levels show dramatic swings. As a major new competitor in central Fairfax County, we would expect that sales at Fairfax Towne Center would fall at or above industry averages.

Retail Sales by Category

      ENDS tracks retail sales information for specific areas. The total retail sales and a breakdown by category is shown in the following table.

================================================================================
                      Retail Sales By Category ($ Millions)
================================================================================
                                      3 Miles         5 Miles        10 Miles
================================================================================
Grocery Store                         $  124          $  447          $1,335
--------------------------------------------------------------------------------
General Merchandise                   $   80          $  288          $  911
--------------------------------------------------------------------------------
Department Store                      $   58          $  204          $  657
--------------------------------------------------------------------------------
Apparel Store                         $   55          $  199          $  567
--------------------------------------------------------------------------------
Drug Store                            $   24          $   88          $  232
--------------------------------------------------------------------------------
Eating & Drinking Places              $   70          $  253          $  713
--------------------------------------------------------------------------------
Furniture & Home Furnishings          $   22          $   79          $  268
--------------------------------------------------------------------------------
Home Appliance, Radio, TV             $   33          $  117          $  372
--------------------------------------------------------------------------------
Total Retail Sales                    $  823          $3,022          $8,118
================================================================================
Categories not included above include automotive dealers, automotive supplies, gasoline service stations and hardware/garden/lumber stores
================================================================================

      Based on the foregoing, it is thus easy to conclude that the primary trade area of the subject has good demographic trends for future retail sales. The current population and household growth trends suggest that the area may be able to support somewhat more retail space than currently exists. Additionally, the average and median household income levels are well above average.

================================================================================


                                      -20-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Market Analysis

      On balance, based upon the demographic and competition profile in the subject's market area, we expect that sales have a reasonable likelihood to increase at rates equal to or greater than inflation throughout the foreseeable future.

Conclusion

      The following summarizes our key conclusions.

      o The neighborhood has good vehicular access via U.S. Route 50, U.S. Route 29, and West Ox Road. The subject enjoys a visible location and is located in one of the key retail and residential growth corridors in Fairfax County.

      o The existing trade area structure is largely characterized by traditional neighborhood centers and community centers anchored by grocery or discount stores, but also includes two major retail projects, most notably Fair Oaks Regional Mall and Fair Lakes Center, an 800,000 square foot power center.

      o The subject benefits from an affluent local population. Average household income within a 5 mile radius of the property is currently estimated at $98,734. Expanding out to a 10 mile trade area, the income level declines slightly to $97,416. This figure is well above state and regional norms and is higher than it was two years ago.

      o The center is well positioned in an area that is forecasted to continue to witness substantial population and household growth. The population within a 10 mile radius is currently estimated at 671,936 and by 2002 it is expected to increase to over 730,000.

      o Vacancy levels within the subject neighborhood are low. Fairfax Towne Center is nearing 100 percent occupancy. Some big box retailer turnover continues in the region, most recently Bob's Store, creating space for new entrants to the market without needing to develop new projects.

      Our analysis concludes that the merchandising mix of the center, the location along major arterials, and the popularity and uniqueness of the major tenants, all combine to establish Fairfax Towne Center as a viable retail center in its trade area. We believe that, with competent management, focused marketing, and a responsive maintenance program, it should continue to maintain a strong position in its marketplace.

================================================================================


                                      -21-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                [GRAPHIC OMITTED]

                                  TENANT INDEX

                                                               PROPERTY ANALYSIS
================================================================================

Site Description

      The site is located Southwest quadrant of West Ox Road and U.S. Route 50, opposite Legato Road and bordered on the south be Monument Drive, Fairfax, Fairfax County, Virginia. It is irregularly shaped with surface parking along the West Ox Road frontage and a three level parking deck at the rear of the site near the theatre. The topography is generally level after grading. Please see the plat included in the Addenda.

      The subject site contains 22.8 acres of land that are part of an approved mixed use development known as Gateway Center. The 22.8 acres includes an unsubdivided parcel of about two acres that is intended for development with two multi-story office buildings containing up to 480,000 gross square feet of and structured parking. Based on conversations with the Client, it is a special assumption of this report that the value attributable to the office density is not considered in the estimated market value of the existing shopping center. This assumption was also made in the original report.

      The site is served by all public utilities and it is not in a flood hazard zone. Drainage appears to be adequate.

      We did not receive or review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We observed no evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

      We did not observe the presence of any toxic waste or other hazardous materials during the course of our physical inspection; however, as appraisers hazardous materials and toxic waste issues go beyond our area of expertise. Therefore, we recommend that a professional survey be conducted to determine whether any adverse conditions exist. It is beyond the scope of this assignment to evaluate the effect of these potentially adverse conditions.

Improvements Description

      The subject site has been improved with a one- and two-level power Center with a total GLA of 253,941+/- square feet, including the bank pad site building. The center was constructed in 1994. The parking is provided on the surface parking areas along West Ox Road and in a three-level parking deck at the northwest corner of the site by the United Artists Theatres. There are approximately 1,744 spaces in total with 793 spaces provided on the parking deck. The lot and parking structure are striped throughout and provide 33 handicapped accessible spaces. The resultant parking ratio is 6.83 spaces per 1,000 square feet of GLA.

      The buildings are constructed with steel frame and masonry and glass storefront exterior walls. They are 100 percent sprinklered. HVAC is provided via individual roof-mounted heat pumps for which tenants are responsible for maintenance and operational costs. A standard distribution system of ducts, ceiling diffusers, grills, register, thermostats, etc. has been designed and constructed by landlord, based on open space and interior partitions. The roof areas were not inspected. Water and sanitary sewer connections for each tenant suite (required for one lavatory and one water closet in restroom) are installed. Water and sewer usage is metered

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                                      -22-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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

                                [GRAPHIC OMITTED]

                                Tax Map Location

                                                               Property Analysis
================================================================================

individually and billed to tenants by the local utility. Adequate commercial electrical service is provided for each tenant space and billed directly by Virginia Power for usage.

      The Americans with Disabilities Act (ADA) became effective January 26, 1992. Notwithstanding any discussion of possible readily achievable barrier removal construction items in this report, we have not been furnished a specific compliance survey and analysis of this proposed property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property at completion, together with a detailed analysis of the requirements of the ADA could reveal the property is not in compliance with one or more of the requirements of the Act. If so, this fact could have a negative effect upon the value of the property. Since we have no current data relating to this issue, we did not consider possible non-compliance with the requirements of ADA in estimating the value of the property.

Real Property Taxes and Assessments

      The subject property is in the taxable jurisdiction of Fairfax County, which assesses real property at a ratio of 100 percent of ad valorem value on a calendar year basis. The 1997 calendar year is the most recent year for which assessed valuation and property tax information is available. For tax assessment purposes, the subject property is identified as Tax Parcel 046-3-01-0024-A.

      The 1997 tax rate for Fairfax County is currently $1.2300 per $100 of assessed value. The rates over the last four years were mostly between $1.2310 and $1.1614 per $100, with the 1997 rate being down $0.001 from 1996, which was up six percent from 1995.

      The subject's current assessment is presented in the following table. The 1997 assessment is not available.

================================================================================
                            Historical Assessed Value
================================================================================
                              1997                 1996                 1995
================================================================================
Land                       $17,794,740          $17,600,640          $17,599,215
--------------------------------------------------------------------------------
Improvement                $26,727,345          $25,034,775          $21,668,085
--------------------------------------------------------------------------------
Total Assessment           $44,522,085          $42,635,410          $39,267,300
--------------------------------------------------------------------------------
Tax Rate ($/$100)          $    1.2300          $    1.2310          $    1.1614
--------------------------------------------------------------------------------
Tax Liability              $547,621.65          $524,841.90          $456,050.42
================================================================================

      The current assessment is more than 20 percent higher than the value conclusion reached in the report, and at $175 per square foot, is above the selling prices of similar quality shopping centers in the market. With rental rates and selling prices increasing at a rapid pace in Fairfax County, it is very likely that the Assessor's Office will be seeking increases in assessments. Their normal calculation methodology is to estimate the fee simple net operating income, excluding real estate taxes, and capitalize the income at a market derived overall rate which is grossed up for

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                                      -23-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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

                                                               Property Analysis
================================================================================

the tax rate. It is strongly recommended that an appeal of the real estate assessment be undertaken.

      We have grown taxes at 3.5 percent annually in the cash flow analysis.

Zoning

      The subject property is zoned PDC, Planned Development - Commercial by Fairfax County. This district was established to encourage the innovative and creative design of commercial development. The district's regulations are designed to accommodate preferred high density land uses which could produce detrimental effects on neighboring properties if not strictly controlled as to location and design. Rezoning to and development under this district will be permitted only in accordance with a development plan prepared and approved in accordance with provisions of Article 16.

      Principal permitted uses in this zone include business service and supply, restaurants, scientific research and development, exposition halls and facilities, financial institutions, hotels/motels, office, personal service establishments, public uses, repair services, retail sales, and theatres.

      Additionally, as an approved planned development, the subject property is governed by an approved Conceptual and Final Development Plan dated May 1, 1991, and revised through December 19, 1991, as well as Proffered Development Conditions dated August 12, 1991, and revised through February 19, 1992. The plans were developed and submitted for approval by a prior owner, Gateway Centers, Inc. Because the subject property is a part of a larger approved and phased project, the subject is also governed by a Reciprocal Easement Agreement
(REA) dated November 13, 1993. These agreements govern the allocation of development and operating costs for the property and, in our opinion, are believed to be typical for such arrangements and do not appear to present any conditions that would adversely impact the property's market value. The REA and its exhibits, including the Conceptual and Final Development Plan and Proffers were recorded in Fairfax County Deed Book 8859, Page 1090. The approved plan for the Gateway project permits development with up to 480,000 square feet of office, 205,000 square feet of retail, 130, square feet of multi-family dwellings, and 55,000 square feet of cinema/theater uses.

      As far as we can ascertain, the improvements are in compliance with existing zoning restrictions, but a complete compliance study is beyond the scope of this appraisal assignment. We are not experts in the interpretation of complex zoning ordinances but the property appears to be a conforming use based on our review of public information. The determination of compliance is beyond the scope of a real estate appraisal.

      We know of no other deed restrictions, private or public, that further limit the subject property's use. The research required to determine whether or not such restrictions exist, however, is beyond the scope of this appraisal assignment. Deed restrictions are a legal matter and only a title examination by an attorney or title company can usually uncover such restrictive covenants. Thus, we recommend a title search to determine if any such restrictions do exist.

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                                      -24-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               Property Analysis
================================================================================

Highest and Best Use

      As Though Vacant

      The overall site is zoned for a variety of commercial uses, including office, hotel/motel and retail, but the portion that is subject to this appraisal is restricted by the PDC approvals to retail uses. We have determined that the highest and best use of the land, as vacant, would be for retail development.

      As Improved

      The data in the Market Analysis section reveals that the competitive market is strong, and that demand for retail space continues to absorb new vacancies. Thus, we have concluded that the subject property, as improved, is capable of providing an adequate return to the land on both a near and long-term basis. This conclusion is further supported by the data and analyses presented in the balance of this report.

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                                      -25-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               VALUATION PROCESS
================================================================================

      Appraisers have three approaches available for valuing a improved income producing property: The Cost Approach, the Sales Comparison Approach and the Income Approach. The real property interest being appraised, the type and age of the property, and the quantity and quality of data may affect the applicability of a particular approach in a specific appraisal situation. We have relied on the Sales Comparison and Income Approaches in valuing the improvements. With regards the excess land, we have applied both a Sales Comparison Analysis using the available land sale data, and a sell-out analysis.

      In our opinion, the Cost Approach is not relevant to this assignment. Depreciated replacement cost is not that important to the typical investor, except as a reasonableness test. Furthermore, we are valuing the leased fee estate in the property, which is strongly influenced by the existing lease commitments, whereas the Cost Approach, in its typical format, reflects a fee simple estate in the property. Consequently, we have not developed this approach.

      The appraisal process is concluded by a review and re-examination of the approaches to value. Consideration is given to the type and reliability of data used, and the applicability of each approach. Finally, the approaches are reconciled and a final value conclusion will be estimated.

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                                      -26-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
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

                                                       SALES COMPARISON APPROACH
================================================================================

Methodology

      The Sales Comparison Approach provides an estimate of value by comparing recent sales of similar properties in the surrounding or competing area to the subject property. Inherent in this approach is the principle of substitution, which holds that "when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming that no costly delay is encountered in making the substitution."

      By analyzing sales that qualify as arms-length transactions between willing, knowledgeable buyers and sellers, we can identify market value and price trends. Comparability in physical, locational and economic characteristics is an important criterion when comparing the sales to the subject property. The basic steps involved in the application of this approach are as follows:

      1. research recent, relevant property sales and current offerings throughout the competitive marketplace;

      2. Select and analyze properties considered most similar to the subject, giving consideration to the time of sale, any change in economic conditions which may have occurred since the date of sale, and other physical, functional, or locational factors;

      3. Reduce the sales price to a common unit of comparison, such as price per square foot of gross leasable area that is to be sold;

      4. Make appropriate adjustments between the comparable properties and the property appraised;

      5. Identify sales which include favorable financing and calculate the cash equivalent price;

      6. Interpret the adjusted sales data and draw a logical value conclusion.

      The most widely-used and market-oriented unit of comparison for properties such as the subject is the sale price per square foot of gross leasable area
(GLA) purchased and the overall capitalization rate extracted from an analysis of the sale.

      The chart of the following pages present an overview of the improved property sales used in this analysis. The numbers correspond to a larger collection of sales as shown in the Addenda.

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                                      -27-
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

====================================================================================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
====================================================================================================================================
                                                                                            GLA
Sale                                        Sale        Yr Built/                        Site Area      Site        GLA
No.                 Name/Location           Date        Condition        Sale Price       (Sq. Ft)    Coverage      Sold
====================================================================================================================================
 4    Smoketown Station                    May-97         1994          $46,500,000       2,350,062     20.0%      469,392
      Prince William Pkwy & Worth                         Good
      Prince William County,
      Woodbridge, Virginia

------------------------------------------------------------------------------------------------------------------------------------
 8    Aboretum Crossing (Phs. 1)           Pending        1996          $24,000,000         784,000     23.3%      183,000
      U.S. Highway 183 &                   Jan-97       Excellent
      N. Mopac Blvd.
      Austin, Texas

------------------------------------------------------------------------------------------------------------------------------------
 12   Lawrenceville Market Center          Nov-96         1995          $34,600,000              --     --         499,129
      Ga. 316 & GA. 120                                 Excellent
      Lawrenceville, Georgia

------------------------------------------------------------------------------------------------------------------------------------
 15   The Village at University Place      Aug-96        1995-97        $33,400,000       1,633,500     20.5%      334,500
      I-85 @ W. T. Harris Blvd.                         Excellent
      Charlotte, North Carolina

------------------------------------------------------------------------------------------------------------------------------------
 17   Towneast Center & Plaza              Jul-96         1992          $12,700,000         653,000     32.2%      210,000
      Mesquite,                                           Good
      Dallas County, Texas

------------------------------------------------------------------------------------------------------------------------------------
 18   Preston Shepard Place                Jul-96         1995          $46,800,000       1,359,072     26.7%      363,256
      SWC/Preston & Park Blvd.                          Excellent
      Colling County, Plano, Texas


------------------------------------------------------------------------------------------------------------------------------------
 19   Casa Linda                           Jun-96        1950/86        $33,769,000       1,128,640     28.9%      326,116
      Garland Rd. & Buckner Blvd.                         Good
      Dallas County,
      Dallas, Texas

------------------------------------------------------------------------------------------------------------------------------------
 20   Greenbriar Towne Center              May-96         1970          $58,500,000       1,290,683     26.8%      345,286
      Lee Jackson Hwy & Majestic Ln.                      Good
      Fairfax County
      Chantilly, Virginia

------------------------------------------------------------------------------------------------------------------------------------
 24   Town Fair Shopping Center            Jan-96         1989          $15,950,000       9,439,450      2.5%      235,892
      1915 Hurstbourne Parkway                            Good
      Jefferson County
      Louisville, Kentucky
====================================================================================================================================
                      Sample Mean:                                      $34,024,333       2,329,801     22.6%      329,619
====================================================================================================================================


====================================================================================================================================
                                                          Anchor       Sale
Sale                                        Anchor        GLA as       Price/      NOI/
No.                 Name/Location            GLA        % of Total     Sq. Ft     Sq. Ft        OAR      Anchor Tenants
====================================================================================================================================
 4    Smoketown Station                    211,226        45.0%        $99.06     $10.23       10.33%    Lowe's Home Center,
      Prince William Pkwy & Worth                                                                        Shoppers Food Whse.
      Prince William County,                                                                             Best Buy
      Woodbridge, Virginia

------------------------------------------------------------------------------------------------------------------------------------
 8    Aboretum Crossing (Phs. 1)           154,000        84.2%       $131.15     $13.70       10.45%    Circuit City, Cost Plus,
      U.S. Highway 183 &                                                                                 Baby Superstore, Design
      N. Mopac Blvd.                                                                                     Shoe Whse, Just For
      Austin, Texas                                                                                      Feet, Mikasa

------------------------------------------------------------------------------------------------------------------------------------
 12   Lawrenceville Market Center          459,209        92.0%        $69.32      $6.59        9.50%    Target*, Home Depot*,
      Ga. 316 & GA. 120                                                                                  AMC, Goody's, Linens N
      Lawrenceville, Georgia                                                                             Things, Marshalls, MJ
                                                                                                         Design, PetsMart

------------------------------------------------------------------------------------------------------------------------------------
 15   The Village at University Place      140,200        41.9%        $99.85      $9.84        9.85%    Best Buy, Office Depot,
      I-85 @ W. T. Harris Blvd.                                                                          TJ Maxx, Rhodes
      Charlotte, North Carolina                                                                          Furniture


------------------------------------------------------------------------------------------------------------------------------------
 17   Towneast Center & Plaza              149,760        71.3%        $60.48      $6.65       11.00%    Best Buy, Sears Home
      Mesquite,                                                                                          Life, PetsMart, Home
      Dallas County, Texas                                                                               Depot*

------------------------------------------------------------------------------------------------------------------------------------
 18   Preston Shepard Place                265,837        73.2%       $128.83     $12.11        9.40%    Marshalls, Steinmart,
      SWC/Preston & Park Blvd.                                                                           Office Depot, Baby
      Colling County, Plano, Texas                                                                       Superstore, MJ Des.,
                                                                                                         Borders, HomePlace

------------------------------------------------------------------------------------------------------------------------------------
 19   Casa Linda                                --        --          $103.55      $9.84        9.50%    Albertsons, Blockbuster
      Garland Rd. & Buckner Blvd.                                                                        Music, Ambers Crafts
      Dallas County,
      Dallas, Texas

------------------------------------------------------------------------------------------------------------------------------------
 20   Greenbriar Towne Center              104,244        30.2%       $169.42     $14.94        8.82%    CVS, Linens N Things,
      Lee Jackson Hwy & Majestic Ln.                                                                     Marshalls, Ross, Total
      Fairfax County                                                                                     Beverage, Grant Food
      Chantilly, Virginia

------------------------------------------------------------------------------------------------------------------------------------
 24   Town Fair Shopping Center                 --        --           $67.62      $6.49        9.60%    Wal-Mart
      1915 Hurstbourne Parkway                                                                           Staples
      Jefferson County                                                                                   Michael's
      Louisville, Kentucky                                                                               Fashion Bug
====================================================================================================================================
                      Sample Mean:                                    $103.26     $10.03        9.82%
====================================================================================================================================

====================================================================================================================================
Sale                                       Occupancy
No.                 Name/Location           At Sale            Comments
====================================================================================================================================
 4    Smoketown Station                      95.0%     Ctr. abuts Potomac Mills Mall in
      Prince William Pkwy & Worth                      retail hub for county.  Anchor rents
      Prince William County,                           $8.40/sf; in-line $14-$19/sf. Other
      Woodbridge, Virginia                             majors incl. Kids R Us, PetsMart,
                                                       SuperCrown.

------------------------------------------------------------------------------------------------------------------------------------
 8    Aboretum Crossing (Phs. 1)             98.0%     Presale of promotional center.
      U.S. Highway 183 &                               Sale expected to close by Jan 31,
      N. Mopac Blvd.                                   1997. REIT purchase based on
      Austin, Texas                                    direct cap.

------------------------------------------------------------------------------------------------------------------------------------
 12   Lawrenceville Market Center           100.0%     Cash Acquisition by Equitable Real
      Ga. 316 & GA. 120                                Estate Investment Management.
      Lawrenceville, Georgia                           *Ground Lease

------------------------------------------------------------------------------------------------------------------------------------
 15   The Village at University Place       100.0%     Other anchors at center are Wal-
      I-85 @ W. T. Harris Blvd.                        Mart and Sam's Club. This is a pre
      Charlotte, North Carolina                        sale of new center developed by
                                                       Hawn.

------------------------------------------------------------------------------------------------------------------------------------
 17   Towneast Center & Plaza               100.0%     REIT buyer using direct cap only.
      Mesquite,                                        *Home Depot is tenant owned.
      Dallas County, Texas

------------------------------------------------------------------------------------------------------------------------------------
 18   Preston Shepard Place                 100.0%     New ctr. in affluent area. Traffic
      SWC/Preston & Park Blvd.                         counts > 37,000 & 45,000/day.
      Colling County, Plano, Texas                     Buyer used 10.5% IRR & 9.25%
                                                       terminal cap in analysis. Avg. rent
                                                       = $15.73/sf.

------------------------------------------------------------------------------------------------------------------------------------
 19   Casa Linda                             84.0%     Older section of eastern Dallas.
      Garland Rd. & Buckner Blvd.                      Good condition at sale. Sale
      Dallas County,                                   based on existing income.
      Dallas, Texas

------------------------------------------------------------------------------------------------------------------------------------
 20   Greenbriar Towne Center                84.0%     Part of bulk property purchase
      Lee Jackson Hwy & Majestic Ln.                   price allocated & adjusted for
      Fairfax County                                   assumption of existing debt at
      Chantilly, Virginia                              above mkt. inter. rate. NOI proj. in
                                                       '97 results in 9.2% OAR.

------------------------------------------------------------------------------------------------------------------------------------
 24   Town Fair Shopping Center             100.0%     Good quality center in prime retail
      1915 Hurstbourne Parkway                         location. Rents $12-$16 per sq/ft.
      Jefferson County                                 Wal-Mart w/sales @ $400/sf.
      Louisville, Kentucky                             Property in good condition at sale.
====================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       Sales Comparison Approach
================================================================================

Overview of Sales

      The negotiated sale price of comparable properties tends to set a range in which the value of the subject will usually fall. In total, nine comparable sales have been analyzed for this analysis. These represent large community and power center sales in the south, southwest, southeast, and eastern regions of the United States. The sales range between $60.48 and $169.42 per square foot of GLA sold with overall capitalization rates ranging from a low of 8.82 percent to a high of 11.0 percent. These transactions occurred between January 1996 and May 1997, or a period of about 18 months.

      For the surveyed sales, the mean overall sale price is calculated to be $34.0 million. The mean gross leasable area sold is 329,616 square feet, with the mean overall price per square foot calculated at $103.25 per square foot. Finally, the survey shows a mean NOI of $10.03 per square foot, with an overall capitalization rate of 9.82 percent. The mean NOI is over $4 per square foot less than at the subject.

      As can be seen, the sales vary from property to property, based on various characteristics of each property. Some of the most notable differences between the comparable sales include site coverage, anchor GLA as a component of GLA sold, occupancy, tenant merchandising and anchor credit, and the net operating income achieved per square foot.

Analysis of Sales

      The major elements of comparison for an analysis of this type include the property rights conveyed, the financial terms incorporated into a particular transaction, the conditions or motivations surrounding the sale, changes in market conditions since the sale, the location of the real estate, its physical traits and the economic characteristics of the property. The first adjustment made to the market data takes into account differences between the subject property and the comparable property sales with regard to the legal interest transferred. Advantageous financing terms or peculiar conditions of sale are then adjusted to reflect a normal market transaction. Next, changes in market condition must be accounted, thereby creating a time adjusted normal unit of comparison. Lastly, adjustments for location, the physical traits, and the economic characteristics of the market data are made in order to generate the final adjusted unit rate which is appropriate for the subject property.

Property Rights Conveyed

      All of the sales utilized in this analysis involved the transfer of the leased fee interest in the real property. The comparables were all encumbered by a number of leases with varying sized tenants and expiration dates. We believe, then, that no adjustment to the market data is necessary for the property rights conveyed.

Financial Terms

      To the best of our knowledge, all of the sales utilized in this analysis were accomplished with cash and/or cash and market oriented financing. Therefore, no adjustment for financial terms is required for the comparables.

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                                      -29-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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

                                                       Sales Comparison Approach
================================================================================

Conditions of Sale

      Adjustments for conditions of sale usually reflect the motivations of the buyer and the seller. In many situations the conditions of sale may significantly affect transaction prices. However, all sales used in this analysis are considered to be "arms-length" market transactions between both knowledgeable buyers and sellers on the open market. Therefore, no adjustment for conditions of sale are required for the comparables.

Market Conditions

      As discussed in the "Trade Area Analysis" section of this report, the subject property is expected to continue capturing a fair share in its market area. Many retail markets are now considered to be over-built. For instance, many markets have experienced a flood of new big box users over the past several years. This has been the direct result of the explosive retail market in the mid to late 1980s and following the recession of the early 1990s. As such, fewer transactions have transpired over the last few years as a result of the inability of knowledgeable buyers and sellers to come to terms. High vacancy rates, declining rental and growth rates, expected expense growth, and an abundance of competition, combined with competition from alternative investments and general lack of financing, have served to depress the market for retail space. For this reason, negative adjustments might be considered appropriate for older sales in this analysis.

      Still, well performing retail projects have become an attractive investment to such entities as foreign and domestic insurance companies, pension funds and syndication's. Moreover, the majority of sales presented have all taken place within the last 12 to 18 months. Adjustments for market conditions are difficult at best in this kind of analysis. Thus, no market condition adjustments would be considered necessary in this instance.

Location

      An adjustment for location may be required when the locational characteristics of a comparable property are different from those of the subject property. Adjustments of this sort are difficult as well. Without a better analysis of comparable trade areas and sales averages at the sale properties, adjustments of this sort are virtually impossible. As discussed in the "Regional" and "Retail Market" sections of this report, northern Virginia has been the recipient of substantial growth and is poised for continued vitality into the foreseeable future.

      From a review of the sales, there appear to be no glaring locational differences between comparables. It is noted, however, that several of the sales are located in areas which are experiencing somewhat better population and income growth, which would be considered superior to the subject location. Likewise, some of the properties are in markets which are experiencing either negative or slower growth and could be considered inferior to the subject. Several of the properties are also situated in significantly larger trade areas/regions which would be considered superior. The locational considerations will be explicitly incorporated into the economic analysis of the properties, as the market rent levels, rent growth potential, sales levels, etc., are an integral part of the property's location.

================================================================================


                                      -30-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       Sales Comparison Approach
================================================================================

Physical Traits

      Most sales presented were constructed during the mid-1980s to the early 1990s with the exception of Sale Nos. 19 and 20, which involved the reconfiguration or renovation of older strip centers. All sales were considered to be in good condition at sale and no measurable physical adjustments can be readily quantified. Some upward adjustment would be considered appropriate for Sale Nos. 19 and 20. As with the locational considerations, these matters will be more explicitly recognized in the economic characteristics.

Economic Characteristics

      Most income producing properties are purchased on gross expected income, rather than leasable area, making unit prices a somewhat subjective reflection of investment behavior. In our opinion, a buyer's criteria for the purchase of a retail property is predicated primarily on the property's income characteristics. Thus, we have identified a relationship between the operating income and the sales price of the property.

      Typically, a higher net operating income per square foot corresponds to a higher sales price per square foot. Therefore, this adjustment incorporates factors such as location, tenant mix, rental levels, operating characteristics, and building quality, making adjustments more objective rather than subjective.

      In order to quantify the appropriate adjustments to the indicated per square foot unit values, we compare the subject's first year projected net operating income per square foot to the pro-forma income of the individual sale properties. The table below adjusts each property's sale price per square foot on this basis. The derivation of the subject's projected first year net operating income (FY 1998 $10.29 per square foot) is presented in the "Income Approach" section of this report and is based on first year NOI.

================================================================================
                    Comparing Properties Based on NOI Per SF
================================================================================
              NOI Per SF GLA
Sale      -----------------------    Adjustment      Unadjusted      Adjusted
 No       Subject  /   Comparable =   Factor    x    Unit Price =   Unit Price
================================================================================
1-4       $14.66   /      $10.13  =   1.44687   x        $99    =      $143
1-8       $14.66   /      $13.70  =   1.06984   x       $131    =      $140
1-12      $14.66   /       $6.59  =   2.22410   x        $69    =      $154
1-15      $14.66   /       $9.84  =   1.48951   x       $100    =      $149
1-17      $14.66   /       $6.65  =   2.20403   x        $60    =      $133
1-18      $14.66   /      $12.11  =   1.21031   x       $129    =      $156
1-19      $14.66   /       $9.84  =   1.48951   x       $104    =      $154
1-20      $14.66   /      $14.94  =   0.98105   x       $169    =      $166
1-24      $14.66   /       $6.49  =   2.25837   x        $68    =      $153
--------------------------------------------------------------------------------
Median                     $9.84      1.48951           $100           $153
Average                   $10.03      1.59707           $103           $150
================================================================================

================================================================================


                                      -31-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       Sales Comparison Approach
================================================================================

      After adjustments for these economic differences, the sales presented reflect a range from approximately $133 to $166 per square foot with a mean of approximately $150 per square foot on a stabilized basis. The subject's "stabilized" net operating income per square foot of $14.16 (FY 1997/98) is considered to be most comparable to Sales Nos. 8, 18 and 20. These improved property sales show adjusted unit rates of $140, $156 and $166 per square foot of gross leasable area, respectively. However, the recent shift in the market to a requirement for higher yields is best represented by the most recent sales. Thus, the indications of 1-4, 1-8 and 1-12, the three most recent transactions are somewhat better indications of the overall trend in the market. Their indicated values were $143, $140 and $154 per square foot, respectively.

      The sale price per square foot of gross leasable area, including land, implicitly contains both the physical and economic factors of the value of a shopping center. Such statistics, however, do not explicitly convey by themselves many of the details surrounding a specific income producing property like the subject. Nonetheless, the process we have undertaken here is an attempt to quantify the unit price based upon the subject's income producing potential.

      The subject is viewed as being a new and well located power/community center in an area with excellent demographics, and strong competition from other equally well located power centers and other retail destinations. It is well leased but has not yet performed at sales levels that would be expected in such a location. Long term improvement is likely when the adjacent office towers are constructed on the site.

      Considering the characteristics of the subject relative to the comparables, we believe that a unit rate at the low to middle of the range is appropriate or say $140 to $150 per square foot. Applying this unit rate range to 253,941 square feet results in a value of approximately $35,600,000 to $38,100,000 for the subject property.

Conclusion

      In light of the above, it is our opinion that the Sales Comparison Approach indicates a market value for the subject in the range of Thirty Five Million Six Hundred Thousand Dollars ($35,600,000) to Thirty Eight Million One Hundred Fifty Thousand Dollars ($38,100,000), as of July 6,1997.

================================================================================


                                      -32-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  INCOME CAPITALIZATION APPROACH
================================================================================

Methodology

      The Income Approach is a method of converting the anticipated economic benefits of owning property into a value estimate through capitalization. The principle of anticipation underlies this approach in that investors recognize the relationship between an asset's income and its value. In order to value the anticipated economic benefits of a particular property, potential income and expenses must be estimated, and the most appropriate capitalization method must be selected.

      The two most common methods of converting net income into value are through direct capitalization and/or a discounted cash-flow analysis. In direct capitalization, the net operating income is divided by an overall rate extracted from market sales to indicate a value. In the discounted cash-flow method, anticipated future net income streams and a reversionary value are discounted to an estimate of net present value at a chosen yield rate (internal rate of return).

      Based on conversations with market participants, we feel that the majority of investors for a property like the subject would use the Discounted Cash Flow Method in an attempt to mirror expectations relative to those variables that are commonly found in a changing marketplace. Current market conditions continue to reflect a growth trend in property values and rental rates and the discounted cash flow analysis affords the most realistic method of reflecting investor expectations of the current period, as well as projections of the future. Therefore, it is our opinion that the discounted cash flow method is the most appropriate for the valuation of the subject property.

Analysis of Existing and Proposed Leases

      The buildings are 97 percent leased, with the only vacancy being the space formerly attributed to Slades (7,195 square feet). A lease is reportedly being negotiated for a portion of the space with an initial rent of $22.00 per square foot. This bay has never been occupied. It is located at the rear of the center opposite the theatre.

      The Fresh Choice restaurant adjacent to Bed Bath and Beyond has closed, however. While it reported sales of $198 per square foot in 1996, the operators have discontinued operations. The property management reports that the tenant is paying a monthly rent premium of $5,000 to retain their rights to the store as they try to find a sub-tenant. The current base rent is $30.00 per square foot, which would be high for a non-restaurant tenant. The store operator feels that the heavy investment in tenant improvements, fixtures and equipment may make it possible to find a sub-tenant to take over the lease obligations. Because the restaurant chain, to our knowledge, is not currently having financial problems that would prevent payment of the rent, we have allowed the lease payments to continue. The rent premium has not been included in our analysis. The additional risk associated with this tenant's rent stream will be considered in our selection of a discount rate.

      A summary of our understanding of the rent roll is shown on the following two pages. Additionally, the detailed lease terms and conditions are reflected in the Pro-Ject +plus model. The tenant by tenant assumptions are also included in the Addenda.

================================================================================


                                      -33-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        Fairfax Towne Center
                                                     Rent Roll As of July 1997

====================================================================================================================================
                                         Lease                                 Net           Net                              Free
Suite                          Square    Term        Lease        Lease       Annual        Rent/         Rent                Rent
 No.        Tenant              Feet    (Years)    Beg. Date     End Date     Rentals       SF/Yr.     Escalations           (Mos.)
====================================================================================================================================
12110    United Artists       47,230       20      12/23/94     12/31/2005    $748,596     $15.85    $2.15/SF End of          0 Mos.
                                                                                                     Yr 10; +$1/SF End Yr 15

12200    Safeway Stores       61,322       25      11/11/94     11/30/2004    $735,864     $12.00    $0.50/SF End             0 Mos.
                                                                                                     of Every 5th Yr

12170    TJ Maxx              37,246       15      11/14/94     11/30/2004    $308,337      $8.28    +$0.50/SF 2004           0 Mos.

12100    Bed, Bath & Beyond   39,669       17      11/14/94     01/31/2004    $575,201     $14.50    $1/SF Yr 6               0 Mos.
                                                                                                     $1.15/SF Yr 11

12214    Chesapeake Bagel      1,970       10      09/13/94     03/31/2005     $51,220     $26.00    3.0% / Yr                6 Mos.


12212    Festival Cleaners     1,750        5      12/19/94     12/31/99       $63,669     $36.38    5.0% / Yr                2 Mos.


12210    Parcel Plus             820        5      11/15/94     11/30/99       $23,488     $28.64    3.0% / Yr                0 Mos.

12208    Supercuts             1,244        5      12/20/94     12/31/99       $34,832     $28.00    $1.50/SF Yr 3            0 Mos.


12186    Picture Place         1,576        5      02/10/95     02/28/2000     $40,976     $26.00    4.0% Yr 3                0 Mos.
                                                                                                     3.0% Yrs 4,5

12180    Zany Brainy          15,344       10      12/06/94     12/31/2005    $329,896     $21.50    +10% Yr 6                3 Mos.

12124    Tower Records/       23,000       15      12/06/94     11/30/2009    $543,950     $23.65    $1.65/SF End of          0 Mos.
                                                                                                     Yrs 2, 5; $3.80/SF
                                                                                                     End of Yr 10

   3A    China King            3,975       10      06/15/95     06/30/2005     $87,450     $22.00    3.0% / Yr                0 Mos.


12150    VACANT                7,195       15                                               $0.00
====================================================================================================================================

====================================================================================================================================
                                                          Expenses $                 Reimb.
Suite                                 Tls                 CAM Admin.               Mgmt. Fee     Percent
 No.        Tenant                   ($/SF)                  Fee                     in Cam       Rent
====================================================================================================================================
12110    United Artists              $22.23                 NNN+15%                   No         4.00%
                                                        Less Pkg Garage                          Over 8% Bkpt

12200    Safeway Stores               $0                    NNN+8%                    No         1.00%
                                                         CAM Cap=$1/SF                           Over $5.0M

12170    TJ Maxx                      $0                      NNN                     No         2.00%

12100    Bed, Bath & Beyond           $0                    NNN+10%                   No         4.00%
                                                       CAM Cap=$1.25/SF

12214    Chesapeake Bagel             $0                    NNN=15%                   No         5.00%
                                                 Surcharge on Tax, Insur & CAM

12212    Festival Cleaners            $0                    NNN=15%                   Yes        5.00%
                                                 Surcharge on Tax, Insur & CAM

12210    Parcel Plus                  $0                    NNN=15%                   Yes        0.00%

12208    Supercuts                    $4.00                 NNN=15%                   Yes        5.00%
                                                 Surcharge on Tax, Insur & CAM

12186    Picture Place                $0                    NNN=15%                   Yes        5.00%
                                                 Surcharge on Tax, Insur & CAM

12180    Zany Brainy                  $4.39                 NNN=15%                   Yes        0.00%

12124    Tower Records/              $13.65                 NNN+15%                   No         None



   3A    China King                  $15.00                 NNN=15%                   Yes        0.00%
                                                 Surcharge on Tax, Insur & CAM

12150    VACANT
====================================================================================================================================


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

====================================================================================================================================
                                         Lease                                 Net           Net                              Free
Suite                          Square    Term        Lease        Lease       Annual        Rent/         Rent                Rent
 No.        Tenant              Feet    (Years)    Beg. Date     End Date     Rentals       SF/Yr.     Escalations           (Mos.)
====================================================================================================================================
12120    Fresh Choice/         5,613       15      03/24/95     02/29/2010    $168,390     $30.00    $2/SF Yr 3                0 Mos
                            Restaurant has ceased operations and is seeking a sub-tenant)            15% Yrs 6, 10

  N/A    Moto-Photo            1,700        5      08/21/95     08/30/2000     $42,024     $24.72    3.0% / Yr                 0 Mos


  N/A    Nail Palace           1,600        5      08/21/95     08/30/2000     $38,400     $24.00    3.0% / Yr                 4 Mos


12270    Fairfax Bank          2,687       20      06/28/94     12/31/2014     $80,004     $29.77    15% Yrs 6,11,16           7 Mos
====================================================================================================================================
                                                                            $3,872,297     $15.69    /SF Occupied Area

====================================================================================================================================
                                                    Expenses &                 Reimb.
Suite                           Tls                 CAM Admin.               Mgmt. Fee     Percent
 No.        Tenant             ($/SF)                  Fee                     in Cam       Rent
====================================================================================================================================
12120    Fresh Choice/         $20.00                 NNN+15%                   Yes        5.00%


  N/A    Moto-Photo             N/A                   NNN=15%                   Yes        None
                                           Surcharge on Tax, Insur & CAM

  N/A    Nail Palace            $5.00                 NNN=15%                   Yes        None
                                           Surcharge on Tax, Insur & CAM

12270    Fairfax Bank           $0                    NNN=15%                   Yes        0.00%
                                           Surcharge on Tax, Insur & CAM
====================================================================================================================================


================================================================================
      Total GLA                   253,941            100.0%
      Occupied SF                 246,746             97.2%
      Vacant SF                     7,195              2.8%

      Avg Tenant Size              14,108
      Avg Rent ($/SF)              $15.69
      Avg Lease Term                 11.9
================================================================================


================================================================================
                         Inventory of Second Story Space
================================================================================
      47,230            $748,696          $15.85    United Artists
      37,246            $308,337           $8.28    TJ Maxx
      84,476          $1,056,933          $12.51    Total 2nd Story
       33.3%               27.3%                    % Total Property
================================================================================


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

      The center's allocation of space and rents by size of tenant is summarized in the following table.

================================================================================
                            Sq Ft GLA       No.    Total Rent      $/SF
================================================================================
Anchors                      185,467         4     $2,367,997     $ 12.77
Majors Over 10,000 SF         38,344         2     $  873,846     $ 22.79
2,000 to 10,000 SF            16,783         3     $  255,840     $ 15.24
1,000 to 2,000 SF              9,840         6     $  271,121     $ 27.55
Under 1,000 SF                   820         1     $   23,488     $ 28.64
Outparcel Buildings            2,687         1     $   80,004     $ 29.77
Total                        253,941        17     $3,872,297     $ 15.25
================================================================================

Assumptions Regarding the Existing Leases

      Information provided by management indicates that none of the tenants, except Slades, are in default of their lease and the tenant base generally appears to be stable. The only exception is the Fresh Choice restaurant, which has ceased operations and is seeking a subtenant. We have been informed that Fresh Choice is capable of maintaining the obligation and have explicitly assumed that only a normal credit loss risk is associated with the space. Should that not be the case, the value conclusion would be lower.

      We have specifically assumed that all of the other remaining tenants will continue paying rent under the terms of their leases. We addressed renewal probability below in the subsection on Vacancy and Collection Loss.

      With regards to renewal options, some of the tenants have options at below market rents, notably Bed Bath and Beyond and TJ Maxx. We have assumed the tenants will exercise these options. All other leases are assumed to be subject to speculative renewal probabilities and terms.

Lease Expirations

      Our analysis of lease expirations shows no lease expirations during the first two fiscal years of the holding period. The first year with any material turnover is 2005, when three leases totaling 21,829 square feet expire. Overall, the property is considered to have very low turnover due to its many long term leases. The turnover is summarized in the following table.

================================================================================


                                      -36-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

================================================================================
                            Lease Expiration Schedule
================================================================================
                                   No. of          Total          % of
    Period       Fiscal Year       Tenants           SF            GLA
================================================================================
      1             1998              0                -          0.0%
      2             1999              0                -          0.0%
      3             2000              4            5,390          2.1%
      4             2001              1            1,700          0.7%
      5             2002              0                -          0.0%
      6             2003              0                -          0.0%
      7             2004              0                -          0.0%
      8             2005              3           21,289          8.4%
      9             2006              1            1,600          0.6%
      10            2007              4            5,390          2.1%
      11            2008              2            8,895          3.5%
      12            2009              2           28,613         11.3%
      13            2010              0                -          0.0%
Annual Average                       1.3           5,606          2.2%
================================================================================

Estimate of The Subject's Current Market Rent

      There has been no recent leasing at the property, in large part because the center was substantially leased after delivery. The only vacancy is the bay opposite the United Artists theatre that has been supposedly leased twice, only to have the transactions default.

      One current proposal for a portion of that space includes a base rent of $22.00 per square foot on 3,195 square feet. The lease would have a ten year term and steps of $1.50 per square foot in years three and five and $2.00 per square foot in year eight. Details on tenant improvement allowances and free rent concessions were not available.

Comparable Big Box / Anchor Leases

      In the original report we showed a sample of anchor and big box leases with a range between $13.00 and $28.39 per square foot for spaces of 18,446 to 62,000 square feet. The bulk of the indicators were between $12.00 and $18.00 per square foot and we concluded to a market rent of $15.00 per square foot for the subject.

      A review of the subject's anchor leasing and a new sample of comparable anchor rentals shows rates between $8.50 to $14.75 per square foot. The grocery anchor lease comparables had rents of $9.96, $11.69 and $14.75 per square foot, with the high end rate being for a build-to-suit in a strong submarket. The other grocery lease rates are typical for the market, though both are in inferior locations to the subject. Thus, we would conclude to a rate at or above $12.00 per square foot for this type use at the subject. The Safeway lease was for $12.00 per square foot.

      The other anchor leases are mostly for much larger space than is available at the subject. Their rates are mostly $11.00 per square foot. However, they only provide perspective on the larger bay sizes. The comparables shown in the previous report show market rates for leasing of appropriately sized bays in other power centers and represent a better indication of the market. Overall, market conditions have not changed with regard rental rates and our conclusions are unchanged.

================================================================================


                                      -37-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                       Comparable Anchor Rental Summary

===============================================================================================================
Comp       Shopping Center/                                     Square         Start         Term      Rent
No.        Location                         Tenant               Feet          Date         (Years)    Per SF
===============================================================================================================
Subject    Fairfax Towne Center             United Artists      47,230         Dec-94         20       $15.85
             Fairfax County, Virginia

                                            Safeway Stores      61,322         Nov-94         25       $12.00

                                            TJ Maxx             37,246         Nov-94         15        $8.14

                                            Bed Bath & Beyo     39,699         Nov-94         17       $14.50


A-1        McLearen Center                  Food Lion           33,000         1st Q 1997     20        $9.96
             Fairfax County, Virginia

A-2        Fairfax Centre                   Caldor             123,000         May-95         20       $11.00
             Fairfax County, Virginia

A-3        Rolling Valley Mall              Shopper's Food      49,284         Oct-96         20       $11.69
             Fairfax County, Virginia       Warehouse

                                            Total Crafts        29,359         Apr-97         10        $8.50

A-3        Confidential                     Fresh Fields        25,173         4th Q 1996     20       $14.75
             Northern Virginia


A-4        Long Gate Center                 Kohl's              86,584         Feb-96         20       $10.96
             Columbia, Maryland

A-5        Fair Lakes Parkway               Hechingers          85,882         Nov-95         25       $11.00
             Fairfax County, Virginia
===============================================================================================================

====================================================================================================================================
Comp       Shopping Center/                                     Annual               Expense        Percentage            Tenant
No.        Location                         Tenant            Escalation            Structure          Rent            Improvements
====================================================================================================================================
Subject    Fairfax Towne Center             United Artists    +$2.15 Yr 11           NNN + 15%         4.00%               $22.23
             Fairfax County, Virginia                         +$1.00 Yr 15

                                            Safeway Stores  +$0.50 End Every 5t      NNN + 8%          1.00%               $0.00

                                            TJ Maxx             Bump Yr 11           NNN               2.00%               $0.00

                                            Bed Bath & Beyo    +$1.00 Yr 6           NNN + 10%         4.00%               $0.00
                                                              +$1.15 Yr 11

A-1        McLearen Center                  Food Lion             None               NNN              Natural          Not Available
             Fairfax County, Virginia                                                               Breakpoint

A-2        Fairfax Centre                   Caldor                None               NNN              Natural          Not Available
             Fairfax County, Virginia                                                               Breakpoint

A-3        Rolling Valley Mall              Shopper's Food    06/01 - $12.19         NNN              Natural               None
             Fairfax County, Virginia       Warehouse                                               Breakpoint

                                            Total Crafts      15% in Yr. 6           NNN           Not Available          $5.96/SF

A-3        Confidential                     Fresh Fields     Yr. 6 - $16.75          NNN              Natural          Not Available
             Northern Virginia                               Yr. 11 - $19.00                        Breakpoint
                                                             Yr. 16 - $21.50

A-4        Long Gate Center                 Kohl's                None               NNN         1.5% / $22,000,000    Not Available
             Columbia, Maryland

A-5        Fair Lakes Parkway               Hechingers            None               NNN           Not Available       Built-to-Suit
             Fairfax County, Virginia
====================================================================================================================================


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

Comparable In-Line / Shop Space Leases

      In the original report we showed a sample of local in-line leases with a range between $18.00 and $25.00 per square foot. The bulk of the comparable indicators were in the low $20s per square foot. The subject's leasing at that point showed a wider and higher range, with some of the smaller spaces leasing at rates in the upper $20s per square foot. We concluded in the original report to a range of shop space market rents between $20.00 and $27.00 per square foot for the subject.

      A review of the subject's shop leasing reveals no new leases since the last report. However, it is our understanding that the asking rent for the vacant space is around $20 per square foot.

      An examination of recent shop space rent comparables, as shown in the following table, shows a diverse collection of rental rates, most from conventional neighborhood and community sized centers.

================================================================================
                            Recent Shop Space Rentals
================================================================================
Center Name/Type     Lease Date  Size     Rate   Term (Yrs)      Concessions
================================================================================
Greenbriar Plaza        1996     2,400   $18.00    10        4 Mos Free; TI=N/A
                        1996     4,000   $16.80     5        4 Mos Free; TI=None
                        1997     6,500   $17.00     5              None

Neighborhood Center     1996     1,500   $20.00     5              None

Neighborhood Center     1996     2,400   $19.00     5        2 Mos Free, TI=None
                        1996     1,200   $21.88     5              None
                        1996     2,780   $21.90     5              None

Neighborhood Center     1996     2,400   $22.00    10              None
================================================================================

      The comparable leases are in nearby centers with mostly inferior locations or drawing power. As such, their rental rates are somewhat lower than what would be expected for the subject. Nonetheless, they support the lower end of the leasing for the subject. Overall, market conditions have not changed with regard rental rates and our conclusions are unchanged.

      Based on the foregoing review of the comparable rental data, coupled with the most recent leasing activity for the property itself, it is our opinion that the following parameters would be representative of a market lease for the subject property, as of the effective date of appraisal:

================================================================================


                                      -39-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

================================================================================
                            Market Rent Projections
================================================================================
Suite Size                     Rental Rate Range             Market Rate
================================================================================
Anchors                        $12.00 to $17.00                 $15.00
--------------------------------------------------------------------------------
Under 1,000 SF                 $25.00 to $30.00                 $27.00
--------------------------------------------------------------------------------
1,000 - 2,999 SF               $23.00 to $27.00                 $24.00
--------------------------------------------------------------------------------
3,000 -10,000 SF               $21.00 to $25.00                 $23.00
--------------------------------------------------------------------------------
Over 10,000 SF                 $20.00 to $22.00                 $20.00
================================================================================

Lease Terms

      The typical lease term for new retail leases in centers such as the subject generally ranges from three to ten years for shop space and 15 to 20 years for anchor tenants. The smaller shop space has seen a pattern of longer leases over the last year, with most leases being written at five to ten years. To reflect this mix, we have used an average lease term for shop space of seven years. Based on the sampling of anchor tenant leases, we concluded that a 15 year term was typical.

Rent Escalations

      Market practice dictates that it is not uncommon to get rent bumps throughout the lease term either in the form of fixed dollar amounts or a percentage increase based upon changes in some index, usually the Consumer Price Index (CPI). The more recent practice in this market area has been for periodic increases based on either the change in the CPI index or based on fixed amounts. Most leases at the subject property have set increases which escalate rent on specified dates throughout the lease term. We have reflected the contractual escalations for each existing lease and have reflected a 10 percent step in the fifth year of an anchor tenant lease and a 15 percent step at the end of the fourth year of shop space leases.

Concessions

      Free Rent

      Free rent is an inducement offered by developers to entice a tenant to locate in their project over a competitor's. As a rule, most major retail developers have been successful in negotiating leases without including free rent. Our experience with large, retail centers shows that free rent is generally limited to new projects in marginal locations without strong anchor tenants that are having trouble leasing, as well as older centers that are losing tenants to new malls in their trade area.

      A review of competing centers reveals that one to two months are being offered to allow the tenant time to fixture and merchandise the space before opening. Such was the case for some leasing at Fairfax Towne Center, where four of the ten non-anchor tenants received an average of 2.1 months free rent on an average lease of 10 years, or a concession of 1.7 percent. On a seven year average lease term, this would equate to 1.5 months free rent. After applying our 65 percent renewal probability factor, the concession equates to one month of free rent for all speculative renewals in the center, and two months for all vacant spaces over the term of the analysis.

================================================================================


                                      -40-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

      Tenant Workletter

      Tenant build-out allowances are another form of inducement to tenants. A review of local environs suggests that a tenant workletter is not typically offered but is often times given as part of tenant negotiations. Some tenants at the subject were provided with build-out allowances in conjunction with the new construction of the center. This is typical of new construction during which tenants are given allowances covered in the construction budget. Generally, allowances vary lease by lease, depending upon build-out requirements and rental rates achieved. For this analysis, new tenants to the center are given an allowance of $15.00 per square foot, with renewal tenants receiving $2.00 per square foot. These estimates are supported by the new leases written at the property and by the information collected in our analysis of the comparable centers. Based on our renewal probability of 65/35, the tenant allowance at rollover is equal to $6.55 per square foot. No allowance is provided for tenants exercising options.

Absorption

      The subject property is presently 98 percent leased, with one 7,195 square foot vacant bay unoccupied. Because of the subject's strong, growth oriented market, the remaining space is expected to lease in about a year.

Rent Growth Rates

      Market rent will, over the life of a prescribed holding period, quite obviously follow an erratic pattern. A review of investor's expectations regarding income growth shows that projections generally range between 3.00 and
4.00 percent for retail centers. Cushman & Wakefield's Fall 1996 survey of pension fund, REITs, bank and insurance companies, and institutional advisors reveals that current income forecasts are utilizing average annual growth rates between zero and 6.0 percent. The low and high mean is shown to be 2.9 and 3.7 percent, respectively, for community centers, and is somewhat higher for power centers (3.3 to 3.5 percent). (see Addenda for survey results).

      The Peter F. Korpacz Investor Survey (Second Quarter 1996) shows slightly more conservative results with average annual rent growth of 2.88 percent for power centers.

      The tenants' ability to pay rent is closely tied to its increases in sales. However, rent growth can also be impacted by competition and management's desire to attract and keep certain tenants that increase the center's synergy and appeal. We have applied the following rent growth rate to the property for the future. It is consistent with the conclusions reached in the prior report.

================================================================================
                       Year                      Rate*
================================================================================
                       1997                      +1.46%
--------------------------------------------------------------------------------
                    1998-2005                    +3.5%
--------------------------------------------------------------------------------
            *Reflects growth at the end of the calendar year. In
            the PRO-JECT model, a 1.46% rate at year end 1997
            effects growth in 1998 and is a prorata share of a
            typical year's growth at 3.5%.
================================================================================

Commissions

      Based upon our analysis of competing properties within the market as well as historic leasing activity at the subject, we have made an allowance for leasing commissions for this

================================================================================


                                      -41-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

assignment. For new leases, a commission of three percent of aggregate rents for new leases while renewal leases will not have commission charges. With the 65/35 probability assumption, the blended commission rate is 1.05 percent of aggregate rents. This conclusion is consistent with the assumptions used in the prior report.

Releasing Assumption

     Upon lease expiration, it is our best estimate that there is a 65 percent probability that an existing tenant will renew their lease, while the remaining 35 percent will vacate their space at expiration. Lease terms are for seven years. Our global market assumptions for non-anchor tenants may be summarized as shown below.

================================================================================
                               Renewal Assumptions
                               Non-Anchor Tenants
================================================================================
Tenant Type    Lease Term      Rent Steps       Free Rent   Tenant Alterations &
                                                                Commissions
================================================================================
In-Line Shops    7 yrs.    15% Step at End of    1 month            Yes
                                4th Year
================================================================================

     As discussed, option renewals have been compared to projected market rents in order to forecast the probability of tenant options being exercised. In this analysis, all options are assumed to be exercised when the option rent is below the market rent. These conclusions are consistent with the assumptions used in the prior report.

Overage Rent

     In addition to the minimum base rent, tenants will typically contract to pay a percentage of their gross annual sales over a pre-established base amount as overage rent. Most smaller leases have a natural breakpoint, with anchors often having stipulated breakpoints. The average overage percentage for small space retail tenants is in a range of 5 percent to 6 percent.

     The following table details the sales performance of the center since delivery in 1995. The sales levels have been only fair compared to expectations, with the only store performing well is Safeway. As shown at the bottom of the table, the average sales for non-grocery tenants is $117 per square foot. The average is skewed downward by the large size and low per square foot sales rate of the movie theatre.


================================================================================

                                      -42-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

          ================================================================
                           Tenant Sales History ($/SF)
          ================================================================
            Tenant                          1995      1996      Breakpoint
          ================================================================
          United Artists                     N/A      $ 72        $198.00
          Safeway Stores                     N/A      $396         $81.54
          Bed Bath & Beyond                 $138      $135        $362.50
          Zany Brainy                       $133      $132            N/A
          TJ Maxx                            N/A      $134        $407.00
          Hair Cuttery                       N/A      $188        $530.00
          Picture Place                     $129      $134        $500.00
          China King                         N/A      $103            N/A
          Fresh choice Restaurant           $182      $192        $560.00
            Average For Reporting Tenants:            $197
            Average Excluding Safeway:                $117
          ================================================================

     We have not forecasted any percentage rent for tenants in the center. Based on conversations with local owners and developers of new centers, few assumed that new tenants would pay percentage rent within the first five to ten years of occupancy. Accordingly, we have not explicitly assumed any percentage rent payments in this analysis. These conclusions are consistent with the assumptions used in the prior report.

Expense Reimbursement and Miscellaneous Income

     By lease agreement, tenants are required to reimburse the lessor for certain operating expenses. Included among these operating items are real estate taxes, insurance, and common area maintenance (CAM). Common area maintenance and insurance are recovered from tenants on a pro-rata share basis. Most tenants are charged an administrative fee between 5 and 15 percent on CAM and Insurance. In some instances, management fees are also passed through to tenants through CAM billings. Real estate taxes and insurance are also recovered on a prorata basis. Total recoveries in the first year of the holding period equate to $3.85 per square foot, which equates to about 25 percent of minimum rents.

Allowance for Vacancy and Credit Loss

     Our assumptions in this portion of the analysis are unchanged from that of the prior report. We reflected a provision for permanent vacancy and credit loss of 3.0 percent among the existing tenants. We have not taken a credit loss against income from the major tenants.

     Upon lease expiration, it is our best estimate that there is a 65 percent probability that an existing tenant will renew their lease, while the remaining 35 percent will vacate their space at this time. Our analysis assumes there to be a six to nine month downtime between tenants, which translates to 3.0 months on a weighted average basis.

     The reader is reminded that the Fresh Choice restaurant has ceased operations and is seeking a subtenant. We have been informed that Fresh Choice is capable of maintaining the obligation and have explicitly assumed that only a normal credit loss risk is associated with the space. Should that not be the case, the value conclusion would be lower.


================================================================================

                                      -43-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                              Fairfax Towne Center

                            Fairfax County, Virginia

                      Operating Income and Expense Analysis

1996           1997                Cushman & Wakefield

Actual              Budget     FY 1997/98 Projections

                                     Annual                   Annual                      Annual
                                     Amount      Per SF        Amount     Per SF       Amount      Per SF
===========================================================================================================
REVENUE FROM OPERATIONS
  Rental Income                   $ 3,871,543   $  15.25   $ 4,014,198   $  15.81   $ 3,890,070   $   15.32
  Percentage Rent                 $         0   $   0.00   $         0   $   0.00   $         0   $    0.00
  Recoveries                      $   954,550   $   3.76   $   948,612   $   3.74   $   977,567   $    3.85
  Other Income                    $     5,398   $   0.02   $    20,271   $   0.08   $    12,848   $    0.05
  Less: Credit Loss (1)           $   (42,434)  $  (0.17)  $   (30,106)  $  (0.12)  $   (34,656)  $   (0.14)
                                  -----------   --------   -----------   --------       -------   ---------
Effective Gross Income            $ 4,789,057   $  18.86   $ 4,952,975   $  19.50   $ 4,845,829   $   19.08
RECOVERABLE EXPENSES
  FIXED EXPENSES
  Real Estate Taxes               $   524,842   $   2.07   $   524,842   $   2.07   $   558,803   $    2.20
  Insurance                       $    71,583   $   0.28   $    68,790   $   0.27   $    71.519   $    0.28
                                  -----------   --------   -----------   --------       -------   ---------
  Total Fixed Expenses            $   596,425   $   2.35   $   593,632   $   2.34   $   630,322   $    2.48
VARIABLE EXPENSES
  Repairs & Maintenance (CAM)     $   236,173   $   0.93   $   247,350   $   0.97   $   260,206   $    1.02
  Utilities (CAM)                 $    72,812   $   0.29   $    62,500   $   0.25   $    64,796   $    0.26
  General & Administrative (CAM)  $    13,611   $   0.05   $     5,000   $   0.02   $    12,959   $    0.05
  Management Fees (CAM)           $   185,280   $   0.73   $   197,000   $   0.78       116,702   $    0.46
                                  -----------   --------   -----------   --------       -------   ---------
  Total Variable Expenses         $   507,876   $   2.00   $   511,850   $   2.02   $   454,663   $    1.79
Non Recoverable Expenses          $    13,400   $   0.05   $         0   $   0.00   $    38,878   $    0.15
TOTAL EXPENSES                    $ 1,117,701   $   4.40   $ 1,105,482   $   4.35   $ 1,123,863   $    4.43
NET OPERATING INCOME              $ 3,671,356   $  14.46   $ 3,847,493   $  15.15   $ 3,721,966   $   14.66
===========================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

     The average physical occupancy of the subject over the first 12 fiscal years equates to 97.6 percent. Thus, the center's occupancy can be expected to be very high and relatively stable for the initial investment period.

Effective Gross Income

     In the initial year of the investment, effective gross revenues ("Total Income" line on cash flow) are forecasted to amount to approximately $19.08 per square foot of GLA. The current estimate is up about 1.5 percent from the last appraisal, due primarily to increases in base rent due to scheduled rent steps.

     =======================================================================
                         Effective Gross Revenue Summary
                Initial Year of Investment - Fiscal Year 1997/98
     =======================================================================
                                    Aggregate Sum   Unit Rate   Income Ratio
     =======================================================================
     Potential Gross Income          $4,880,485         $19.22     100.0%
     Less: Vacancy and Credit Loss      $34,656          $0.14       0.7%
     Effective Gross Income          $4,845,829         $19.08      99.3%
     =======================================================================

Expenses

     The total expenses incurred in the production of income from the subject property are divided into two categories: reimbursable and non-reimbursable items. The expenses which are reimbursable include real estate taxes, insurance and common area maintenance. Many leases also include management fees along with the administrative surcharge. The non-reimbursable expenses associated with the subject property include all general and administrative expenses, and marketing expenses. Other expenses include a reserve for the replacement of short-lived capital components, leasing commissions and alteration costs associated with leasing space. Generally, it is our assumption that expenses will increase by
3.5 percent per year unless otherwise stated.

     The Operating Income and Expense Analysis table on the facing page presents 1996 actual and 1997 budgeted expense items along with Cushman & Wakefield's adjusted figures for fiscal year 1997198. On the following facing page are expenses reported by the Urban Land Institute (ULI) and the International Council of Shopping Centers (ICSC). We have compared the owner's budgeted expense items with published data in order to support our adjusted expense figures.

     In total, Cushman & Wakefield has projected operating expenses of $4.43 per square foot. This is an increase of $0.03 per square foot over 1996 actual, and $0.08 per square foot more than the owner's 1997 budget. Excluding management fees, which we have included at a market oriented 3.0 percent of minimum rents rather than the owner's 4.0 percent of effective gross income, total expenses are 11.2 percent higher in our analysis than the 1997 budget. The primary causes are real estate taxes and non-recoverable expenses. Taxes are higher than the owner's budget because new assessment data is available, and the budge omitted non-recoverable expenses. All other expense categories have been stable compared to the actual property experience and the last appraisal.


================================================================================

                                      -44-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

     Among other non-operating expenses, we observe the following:

     Alterations - These assumptions are unchanged from the prior report, where we concluded that at the expiration of a lease, we have forecasted a cost of $15.00 per square foot for turnover space (initial cost growing at expense inflation rate) weighted by our turnover probability of 35 percent. For rollover space, the cost is $2.00 per square foot for redecorating or moving allowances. Thus, the blended weighted rate is $6.55 per square foot.

     Leasing Commissions - These assumptions are also unchanged from the prior report, where we made an allowance for leasing commissions for this assignment. For new leases, a commission of 3.0 percent of the aggregate lease value will be charged, while renewal leases will not be charged. With the 65/35 probability assumption, the blended commission rate for 1996 is 1.05 percent of the aggregate lease value.

     Replacement Reserves - It is customary and prudent to set aside an amount annually for the replacement of short-lived capital items such as the roof, parking lot and certain mechanical items. We have forecasted a replacement reserve estimate of $0.10 per square foot through 1997 and then jumping to $0.15 per square foot and growing annually thereafter by the CPI. The lower rate in the initial years was to reflect the property's new condition and the existence of many warranties on equipment.

     Remaining Construction Costs - Based on conversations with the owner, we have determined that there are $60,000 of off-site proffer costs projected for sometime in the next two years, or about 1998.

     Net Income/Net Cash Flow

     The total expenses of the subject property including alterations, commissions, capital expenditures, and reserves are annually deducted from total income, thereby leaving a residual net operating income or net cash flow to the investor in each year of the holding period before debt service. The following table summarizes the conclusions.

    ======================================================================
                                Operating Summary
                Initial Year of Investment - Fiscal Year 1997198
    ======================================================================
                              Aggregate Sum   Unit Rate*   Operating Ratio
    ======================================================================
       Effective Gross Income  $4,845,829       $19.08         100.0%
    ----------------------------------------------------------------------
       Operating Expenses      $1,123,863       $ 4.43          23.2%
    ----------------------------------------------------------------------
       Net Income              $3,721,966       $14.66          76.8%
    ----------------------------------------------------------------------
       Capital Expenditures    $  197,388       $ 0.78           4.1%
    ----------------------------------------------------------------------
       Cash Flow               $3,524,578       $13.88          72.7%
    ======================================================================
    *Based on total appraised GLA of 253,941 SF
    ======================================================================

     Our cash flow model has forecasted the following compound annual growth rates over the holding period plus the reversion year.


================================================================================

                                      -45-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

             Effective Gross Income                       1.9%
             Operating Expenses                           3.0%
             Net Operating Income                         1.5%
             Cash Flow                                    1.8%

     Overall, these factors are considered reasonable for a property with many long term leases with stipulated rent increases.

     An analytical real estate computer model that simulates the behavioral aspects of the property and examines the results mathematically is employed for the discounted cash flow analysis. In this instance, it is the PRO-JECT +plus software model. Since investors are the basis of the marketplace in which the subject property will be bought and sold, this type of analysis is particularly germane to the appraisal problem at hand. On the following page is a summary of the expected annual cash flows from the operation of Fairfax Towne Center over the stated investment holding period. Following is a detailed discussion of the components which form the basis of this analysis.


================================================================================

                                      -46-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                              Fairfax Towne Center

                            Fairfax County, Virginia

                               Cash Flow Analysis

=================================================================================================================================
  Fiscal Year, Begin August 1:       1998          1999          2000          2001          2002          2003          2004
=================================================================================================================================
REVENUE FROM OPERATIONS
  Rental income                  $ 3,902,237   $ 4,036,293   $ 4,074,550   $ 4,157,945   $ 4,182,122   $ 4,191,267   $ 4,204,811
  Free Rent                      $   (12,167)  $         0   $   (11,939)  $    (3,825)  $         0   $         0   $         0
  Percentage Rent                $         0   $         0   $         0   $         0   $         0   $         0   $         0
  Recoveries
  Operating Expenses             $   426,730   $   450,612   $   475,102   $   500,318   $   515,371   $   530,235   $   545,636
  Real Estate Taxes              $   550,837   $   583,733   $   599,849   $   621,917   $   644,509   $   667,066   $   690,414
                                 ------------------------------------------------------------------------------------------------
  Total Recoveries               $   977,567   $ 1,034,345   $ 1,074,951   $ 1,122,235   $ 1,159,880   $ 1,197,301   $ 1,236,050
  Other Income                   $    12,848   $    13,105   $    13,367   $    13,635   $    13,907   $    14,185   $    14,469
  Less: Credit Loss              $   (34,656)  $   (39,977)  $   (39,187)  $   (41,424)  $   (42,529)  $   (43,032)  $   (43,675)
                                 ------------------------------------------------------------------------------------------------
Effective Gross Income           $ 4,845,829   $ 5,043,766   $ 5,111,742   $ 5,248,566   $ 5,313,380   $ 5,359,721   $ 5,411,655

RECOVERABLE EXPENSES
  FIXED EXPENSES
  Real Estate Taxes              $   558,803   $   578,361   $   598,603   $   619,554   $   641,239   $   663,682   $   686,911
  Insurance                      $    71,519   $    74,022   $    76,613   $    79,294   $    82,069   $    84,942   $    87,915
                                 ------------------------------------------------------------------------------------------------
  Total Fixed Expenses           $   630,322   $   652,383   $   675,216   $   698,848   $   723,308   $   748,624   $   774,826

VARIABLE EXPENSES
  Repairs & Maintenance (CAM)    $   260,206   $   269,313   $   278,739   $   288,495   $   298,593   $   309,043   $   319,860
  Utilities (CAM)                $    64,796   $    67,064   $    69,412   $    71,841   $    74,355   $    76,958   $    79,651
  General & Administrative (CAM) $    12,959   $    13,413   $    13,882   $    14,368   $    14,871   $    15,392   $    15,930
  Management Fees (CAM)          $   116,702   $   121,089   $   121,878   $   124,623   $   125,464   $   125,738   $   126,144
                                 ------------------------------------------------------------------------------------------------
    Total Variable Expenses      $   454,663   $   470,879   $   483,911   $   499,327   $   513,283   $   527,131   $   541,585
    Non-Recoverable Expenses     $    38,878   $    40,239   $    41,647   $    43,105   $    44,613   $    46,175   $    47,791

TOTAL EXPENSES                   $ 1,123,863   $ 1,163,501   $ 1,200,774   $ 1,241,280   $ 1,281,204   $ 1,321,930   $ 1,364,202

                                 ================================================================================================
NET OPERATING INCOME             $ 3,721,966   $ 3,880,265   $ 3,910,968   $ 4,007,286   $ 4,032,176   $ 4,037,791   $ 4,047,453
                                 ================================================================================================
LESS:
Capital Items & Reserves         $    38,091   $    99,424   $    40,804   $    42,232   $    43,710   $    45,240   $    46,824
Tenant Improvements              $   111,702   $         0   $    39,143   $    12,778   $         0   $         0   $         0
Commissions                      $    47,595   $         0   $    11,142   $     3,550   $         0   $         0   $         0

                                 ================================================================================================
CASH FLOWS                       $ 3,524,578   $ 3,780,841   $ 3,819,879   $ 3,948,726   $ 3,988,466   $ 3,992,551   $ 4,000,629
                                 ================================================================================================

=================================================================================================================================

=======================================================================================
  Fiscal Year, Begin August 1:       2005          2006          2007          2008
=======================================================================================
REVENUE FROM OPERATIONS
  Rental income                  $ 4,308,096   $ 4,581,156   $ 4,573,521   $ 4,584,553
  Free Rent                      $   (38,097)  $   (14,110)  $   (10,831)  $    (9,225)
  Percentage Rent                $         0   $         0   $         0   $         0
  Recoveries
  Operating Expenses             $   558,629   $   589,358   $   604,894   $   620,927
  Real Estate Taxes              $   699,843   $   734,902   $   759,101   $   783,983
                                 ------------------------------------------------------
  Total Recoveries               $ 1,258,472   $ 1,324,260   $ 1,363,995   $ 1,404,910
  Other Income                   $    14,759   $    15,054   $    15,355   $    15,662
  Less: Credit Loss              $   (39,557)  $   (46,097)  $   (46,132)  $   (46,677)
                                 ------------------------------------------------------
Effective Gross Income           $ 5,503,673   $ 5,860,263   $ 5,895,908   $ 5,949,223

RECOVERABLE EXPENSES
  FIXED EXPENSES
  Real Estate Taxes              $   710,953   $   735,836   $   761,590   $   788,246
  Insurance                      $    90,992   $    94,176   $    97,473   $   100,884
                                 ------------------------------------------------------
  Total Fixed Expenses           $   801,945   $   830,012   $   859,063   $   889,130

VARIABLE EXPENSES
  Repairs & Maintenance (CAM)    $   331,055   $   342,642   $   354,634   $   367,047
  Utilities (CAM)                $    82,439   $    85,325   $    88,311   $    91,402
  General & Administrative (CAM) $    16,488   $    17,065   $    17,662   $    18,280
  Management Fees (CAM)          $   128,100   $   137,011   $   136,881   $   137,260
                                 ------------------------------------------------------
    Total Variable Expenses      $   558,082   $   582,043   $   597,488   $   613,989
    Non-Recoverable Expenses     $    49,464   $    51,195   $    52,987   $    54,841

TOTAL EXPENSES                   $ 1,409,491   $ 1,463,250   $ 1,509,538   $ 1,557,960

                                 ======================================================
NET OPERATING INCOME             $ 4,094,182   $ 4,397,013   $ 4,386,370   $ 4,391,263
                                 ======================================================
LESS:
Capital Items & Reserves         $    48,463   $    50,159   $    51,914   $    53,731
Tenant Improvements              $   149,335   $    48,568   $    35,239   $    30,818
Commissions                      $    48,048   $    13,097   $    10,130   $     8,563

                                 ======================================================
CASH FLOWS                       $ 3,848,336   $ 4,285,189   $ 4,289,087   $ 4,298,151
                                 ======================================================

=======================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

=====================
Investment Parameters
=====================

     After projecting the income and expense components of the subject property, investment parameters must be set in order to forecast property performance over the holding period. These parameters include the selection of capitalization rates (both initial and terminal) and application of an appropriate discount or yield rate, also referred to as the internal rate of return (IRR).

Selection of Capitalization Rates

     Overall Capitalization Rate

     The overall capitalization rate bears a direct relationship between net operating income generated by the real estate in the initial year of investment (or initial stabilized year) and the value of the asset in the marketplace. Overall rates are affected by the existing leasing schedule of the property, the strength or weakness of the local rental market, the property's position relative to competing properties, and the risk/return characteristics associated with competitive investments.

     Recent surveys of prominent investors point towards a trend of rising capitalization and discount rates for retail as a general industry segment. Aggressive expansion in certain markets coupled with locational deficiencies and absence of tenant quality have posed problems for some investors in their underwriting.

     In addition, the recent turmoil among many of the nation's largest retail chains has not gone unnoticed by investors. Furthermore, quest for market share has Caused many retails to pursue aggressive expansion plans that may have negative long term implications. Equitable Real Estate Investment Management Inc. reports in their Emerging Trends in Real Estate - 1997 that, while power centers are considered one retail property type currently in a growth mode, most respondents feel that the oversupply of this type of retail will impact value gains for these property types to the extent they may lag regional malls in appreciation over a five and ten year time frame.

     The Cushman & Wakefield Autumn 1996 survey reveals that going-in cap rates for Class A [Neighborhood and Community] centers range between 8.50 and 10.50 percent, with a low average of 9.30 percent and high average of 9.80 percent, respectively: a spread of 50 basis points. Terminal, or going-out, rates are now
10.00 and 10.40 percent on average.

     For Class A Power Centers, going-in capitalization rates now range from
8.50 to 10.50 percent, with a low average of 9.40 percent and a high average of
9.50 percent. Terminal rates average 9.70 and 10.10 percent for the power center format, while discount rates run 10.50 to 12.00. The low IRR mean is 11.50 percent, with a high mean of 11.70 percent.


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                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     ---------------------------
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                                                  Income Capitalization Approach
================================================================================

================================================================================
                Cushman & Wakefield Valuation Advisory Services
         National Investor Survey - Power Retail Centers - Autumn 1996
================================================================================
                Power Centers and Big Box            Neighborhood/Community
Investment      ----------------------------------------------------------------
Parameters           Low          High                Low            High
================================================================================
OAR/Going-In     8.50-10.50%   9.00-10.50%        8.50-10.50%     9.00-10.50%
                    9.40%         9.50%              9.30%          9.80%
--------------------------------------------------------------------------------
OAR/Terminal     9.50-10.50%   9.50-10.50%        9.50- 10.50%  10.00-11.00%
                    9.70%        10.10%             10.00%         10.40%
--------------------------------------------------------------------------------
IRR              10.50-15.00%  10.50-15.00%       10.00-15.00%  10.00 -15.00%
                   11.50%        11.70%             11.90%         12.10%
================================================================================

     The Second Quarter 1997 Peter F. Korpacz survey of the National Power Center Market finds that overall capitalization rates remained stable while terminal and discount rates rose 8 basis points over the last quarter. Current going-in rates present a range of 8.75 to 10.50 percent, with an average of 9.50 percent. However, the low end of the range increased by 25 basis points to 8.75 percent. Terminal rates suggest a slight spread over going-in rates, with a range of 9.00-11.50 percent and an average of 9.96 percent. The average IRR is shown to be 11.33 percent, with a range between 9.50-12.50 percent. Again the low end of the range increased but this time the spread is by 50 basis points.

     =========================================================================
                          NATIONAL POWER CENTER MARKET
                               Second Quarter 1997
     =========================================================================
                                     CURRENT            LAST
         KEY INDICATORS              QUARTER          QUARTER        YEAR AGO
     =========================================================================
     Free & Clear Equity IRR
     =========================================================================
     RANGE                           9.50-12.50%      9.00-12.50%       N/A
     AVERAGE                           11.33%           11.25%
     -------------------------------------------------------------------------
     CHANGE (Basis Points)               --               +8            N/A
     =========================================================================
     Free & Clear Going-in. Cap Rate
     =========================================================================
     RANGE                           8.75-10.50%      8.50- 10.50%      N/A
     AVERAGE                            9.58%            9.58%
     -------------------------------------------------------------------------
     CHANGE (Basis Points)               --                0            N/A
     =========================================================================
     Residual Cap Rate
     =========================================================================
     RANGE                           9.00- 11.50%     8.50- 11.50%      N/A
     AVERAGE                            9.96%            9.88%
     -------------------------------------------------------------------------
     CHANGE (Basis Points)               --               +8            N/A
     =========================================================================
     Source: Peter Korpacz Associates, Inc. Real Estate Investor Survey - Second Qtr. 1997
     =========================================================================

     The survey goes on to note that because of overbuilding in many markets, power centers are less enticing to institutional buyers than they were a short time ago. Buyer criteria includes a tenant alignment of the dominant category retailers, good demographics with income and population growth projected at or above regional norms, and the "A+" location in that particular market. The most desirable center in a particular market is the dominant property which has created a true barrier to entry.

     Overall rates are a function of income growth in a particular income stream. Typically, long term leases which are written for anchor tenants tend to be flat with little or no upside. As such,


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                                                             CUSHMAN &
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                                                  Income Capitalization Approach
================================================================================

cap rates tend to be higher in centers which have a higher percentage of big box space (upwards to 100 percent) and lower in centers where a higher percentage (20 to 25 percent) of the GLA is occupied by shorter term in-line stores.

     Most retail properties that are considered institutional grade are existing, seasoned centers with good inflation protection that offer stability in income and are strongly positioned to the extent that they are formidable barriers to new competition. Equally important are centers which offer good upside potential after face-lifting, renovations, or expansion.

     Investors have recognized that the retail landscape has been fundamentally altered by consumer lifestyles changes, industry consolidations and bankruptcies. Trends toward more casual dress at work and consumers growing pre-occupation with their leisure and home lives have created the need for refocused leasing efforts to bring those tenants to the center that help differentiate them from the competition. As such, entertainment, a loosely defined concept, is one of the most common directions new centers have taken with multiplexes, restaurants and other specialty tenants entering the merchandising mix.

     A trend toward bringing in larger specialty and category tenants to the center is also in evidence. The risk from an owners standpoint is finding that mix which works the best. Nonetheless, the effect of these changes have been a rise in rates as investors find it necessary to adjust their risk premiums in their underwriting.

     In the Sales Comparison Approach, our survey of comparable sales showed overall capitalization rates ranging from 9.10 percent to 10.00 percent for good quality community and power centers nationwide. The overall mean for the sales presented is 9.42 percent. From the surveys and comparable sales presented, we would be inclined to consider a going-in capitalization rate for the between
9.50 and 10.00 percent.

     Finally, we have considered the subject's position in the market and anchor tenancy. Fairfax Towne Center is a well-located power center in an attractive growth market. It has a merchandising mix that includes grocery, theatre, big box home stores, restaurants, and soft goods. Several of the tenants are good credit risk, though one of the restaurants has closed and sales performance overall has been mediocre. By virtue of the lease structure with many of the major tenants, rental growth will tend to lag general inflation. The upside will be through the ultimate attainment of overage rent, something we have not forecasted due to lack of adequate sales history. Nonetheless, an investor has recognized this real short term potential in the selection of a capitalization rate.

     In our selection of cap rates for the subject property, we have placed specific emphasis on the quality and durability of the forecasted income stream. On balance, we find that the subject can be classified as a good quality, well-located center in an area which has seen recent retail interest. The tenant sales performance, however, suggests that some incremental risk may be associated with the property.

     Based Upon the rate information derived from the comparable sales and investor surveys, we believe that a property with the characteristics of the subject would potentially trade at an overall rate between 10.00 and 10.50 percent.


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                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

     Terminal Capitalization Rate

     The residual cash flows annually generated by the subject property comprise only the first part of the return which an investor will receive. The second component of this investment return is the pre-tax cash proceeds from the resale of the property at the end of a projected investment holding period. Typically, investors will structure a provision in their analyses in the form of a rate differential over a going-in capitalization rate in projecting a future disposition price. The view is that the improvement is then older and the future is harder to visualize hence a slightly higher rate is warranted for added risks in forecasting. On average, the C&W rate survey shows a 30-60 basis point differential. The Korpacz survey shows a spread of 38 basis points.

     For the subject, however, we do not believe that it is necessary to add points to the terminal rate due to several offsetting factors. The considerations include a relatively flat income growth forecast for the property, one large restaurant tenant that has closed its doors and may be at risk, sales performance over the first two years of operation has been soft, offset in part by the potential for a substantially increased volume of traffic at the center upon development of the adjacent office tower. Thus, we would conclude to the upper end of a suggested range.

     Therefore, a projected terminal capitalization rate of 10.50 percent is indicated for the subject property. Thus, this rate is applied to the following year's net operating income before reserves, capital expenditures, leasing commissions and alterations as it would be the first received by a new purchaser of the subject property.

Selection of Discount Rate

     The discounted cash flow analysis makes several assumptions which reflect typical investor requirements for yield on real property. These assumptions are difficult to directly extract from any given market sale or by comparison to other investment vehicles. Instead, investor surveys of major real estate investment funds and trends in bond yield rates are often cited to support such analysis.

     A yield or discount rate differs from an income rate, such as cash-on-cash (equity dividend rate), in that it takes into consideration all equity benefits, including the equity reversion at the time of resale and annual cash flow from the property. The internal rate of return is the single-yield rate that is used to discount all future equity benefits (cash flow and reversion) into the initial equity investment. Thus, a current estimate of the subject's present value may be derived by discounting the projected income stream and reversion year sale at the property's yield rate.

     Yield rates on long term real estate investments range widely between property types. As cited in Cushman & Wakefield's Autumn 1996 survey, investors in power retail centers are currently looking at broad rates of return between
10.50 and 15.00 percent. The indicated low and high means are 11.50 and 11.70 percent, respectively, for power centers. Peter F. Korpacz reports an average internal rate of return of 11.25 percent for national power center in their Fourth Quarter 1996 survey, with a range between 9.00-12.50 percent.

     The yield rate on a long term real estate investment can also be compared with yield rates offered by alternative financial investments since real estate must compete in the open market for capital. In developing an appropriate risk rate for the subject, consideration has been given to a


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                                                             CUSHMAN &
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

                                                  Income Capitalization Approach
================================================================================

number of different investment opportunities. The following is a list of rates offered by other types of securities.

          =====================================================
          Market Rates and Bond Yields (%)        July 10, 1997
          =====================================================
          Reserve Bank Discount Rate                      5.00%
          -----------------------------------------------------
          Prime Rate (Monthly Average)                    8.50%
          -----------------------------------------------------
          3-Month Treasury Bills                          4.96%
          -----------------------------------------------------
          U.S. 10-Year Notes                              6.24%
          -----------------------------------------------------
          U.S. 30-Year Bonds                              6.56%
          -----------------------------------------------------
          Telephone Bonds                                 7.63%
          -----------------------------------------------------
          Municipal Bonds                                 5.56%
          =====================================================
          Source: New York Times
          =====================================================

     This compilation of yield rates from alternative investments reflects varying degrees of risk as perceived by the market. Therefore, a riskless level of investment might be seen in a three month treasury bill at 4.96 percent. A more risky investment, such as telephone bonds, would currently yield a much higher rate of 7.63 percent. The prime rate is currently 8.50 percent, while the discount rate is 5.00 percent. Ten year treasury notes are currently yielding around 6.24 percent, while 30-year bonds are at 6.56 percent.

     Real estate investment typically requires a higher rate of return (yield) and is much influenced by the relative health of financial markets. A retail center investment tends to incorporate a blend of risk and credit based on the tenant mix, the anchors that are included (or excluded) in the transaction, and the assumptions of growth incorporated within the cash flow analysis. An appropriate discount rate selected for a retail center thus attempts to consider the underlying credit and security of the income stream, and includes an appropriate premium for liquidity issues relating to the asset.

     There has historically been a consistent relationship between the spread in rates of return for real estate and the "safe" rate available through long-term treasuries or high-grade corporate bonds. A wider gap between return requirements for real estate and alternative investments has been created in recent years due to illiquidity issues, the absence of third party financing, and the decline in property values.

     Investors have suggested that the retail investment market has become increasingly "tiered" over the past two years. The country's premier properties are considered to have the strongest trade areas, excellent anchor alignments, and significant barriers of entry to future competitive supply. It is our opinion that the subject would attract strong interest from institutional investors if offered for sale in the current marketplace.

     Finally, application of these rate parameters to the subject should entail some sensitivity to the rate at which leases will be expiring over the projection period. A forecasted lease expiration schedule for the subject was included earlier in the report and reference is made thereto.


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                                                             CUSHMAN &
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

                                                  Income Capitalization Approach
================================================================================

     We would note that much of the risk factored into such an analysis is reflected in the assumptions employed within the cash flow model, including rent and sales growth, turnover, reserves for replacement, and vacancy provisions.

     Finally, we also recognize that over 80.0 percent of base rental income will, on average, come from anchor major/tenants whose creditworthiness adds stability to the cash flow. Additional considerations regarding risk one large restaurant tenant that has closed its doors and may be at risk, sales performance over the first two years of operation has been soft, and a positive future potential for a substantially increased volume of traffic at the center Upon development of the adjacent office tower.

     We have briefly discussed the investment risks associated with the subject. On balance, it is our opinion that an investor in the subject property would require an internal rate of return of 11.50 percent for the center.

Present Value Analysis

     Analysis by the discounted cash flow method is examined over a holding period that allows the investment to mature, the investor to recognize a return commensurate with the risk taken, and a recapture of the original investment. Typical holding periods usually range from 10 to 20 years and are sufficient for the majority of institutional grade real estate such as the subject to meet the criteria noted above. In the instance of the subject, we have analyzed the cash flows anticipated over a 10-year fiscal period commencing on August 1, 1997.

     A sale or reversion is deemed to occur at the end of the 10th year, based upon capitalization of the following year's net operating income. This is based upon the premise that a purchaser in the 10th year is buying the following year's net income. Therefore, our analysis reflects this situation by capitalizing the first year of the next holding period.

     The present value is formulated by discounting the property cash flows at various yield rates. The yield rate utilized to discount the projected cash flow and eventual property reversion has been based on an analysis of anticipated yield rates of investors dealing in similar investments. The rates reflect acceptable expectations of yield to be achieved by investors currently in the marketplace shown in their current investment criteria and as extracted from comparable property sales.


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                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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

                                                  Income Capitalization Approach
================================================================================

=====================
Cash Flow Assumptions
=====================

     Our cash flows forecasted for the property have been presented. To reiterate, the formulation of these cash flows incorporate the following general assumptions in our computer model:

================================================================================
            SUMMARY OF CRITICAL ASSUMPTIONS FOR DISCOUNTED CASH FLOW
================================================================================
SUBJECT PROPERTY                                  FAIRFAX TOWNE CENTER
================================================================================
SQUARE FOOTAGE RECONCILIATION
================================================================================
TOTAL GROSS LEASABLE AREA                                   253,941 SF
--------------------------------------------------------------------------------
    ANCHOR/MAJOR TENANT GLA                                 223,811 SF
--------------------------------------------------------------------------------
    IN-LINE SHOP GLA                                         30,130 SF
================================================================================
MARKET RENT/SALES CONCLUSIONS
================================================================================
MARKET RENT ESTIMATES (1997)
--------------------------------------------------------------------------------
    TENANTS 0     - 1,000 SF                                 $27.00/SF
--------------------------------------------------------------------------------
    TENANTS 1,001 - 2,999 SF                                 $24.00/SF
--------------------------------------------------------------------------------
    TENANTS 3,000 - 10,000 SF                                $23.00/SF
--------------------------------------------------------------------------------
    TENANTS OVER 10,000 SF                                   $20.00/SF
--------------------------------------------------------------------------------
    TENANTS OVER 20,000 SF/ANCHORS                           $15.00/SF
--------------------------------------------------------------------------------
RENTAL BASIS                                                       NNN
--------------------------------------------------------------------------------
MARKET RENTAL GROWTH RATE                                      3.5%/YR
--------------------------------------------------------------------------------
CREDIT RISK LOSS                                                  3.0%
================================================================================
VACANCY & TYPICAL LEASE TERM
================================================================================
AVERAGE LEASE TERM                                             7 Years
--------------------------------------------------------------------------------
RENEWAL PROBABILITY                                              65.0%
--------------------------------------------------------------------------------
WEIGHTED AVERAGE DOWNTIME                                     3 Months
--------------------------------------------------------------------------------
STABILIZED OCCUPANCY                                             98.0%
================================================================================
OPERATING EXPENSE DATA
================================================================================
LEASING COMMISSIONS
--------------------------------------------------------------------------------
    NEW TENANTS                                   3.0% of Minimum Rent
--------------------------------------------------------------------------------
    RENEWAL TENANTS                               0.0% of Minimum Rent
--------------------------------------------------------------------------------
TENANT IMPROVEMENT ALLOWANCE
--------------------------------------------------------------------------------
  NEW TENANT                                                 $15.00/SF
--------------------------------------------------------------------------------
  RENEWAL TENANT                                              $2.00/SF
--------------------------------------------------------------------------------
EXPENSE GROWTH RATE                                            3.5%/YR
--------------------------------------------------------------------------------
TAX GROWTH RATE                                                3.5%/YR
--------------------------------------------------------------------------------
MANAGEMENT FEE                                                    3.0%
--------------------------------------------------------------------------------
CAPITAL RESERVES (PSF OF GLA)                                 $0.15/SF
================================================================================


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                                                             CUSHMAN &
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                                                  Income Capitalization Approach
================================================================================

===================================================================
RATES OF RETURN                                               AS IS
===================================================================
CASH FLOW START DATE                                         8/1/97
-------------------------------------------------------------------
DISCOUNT RATE                                                11.50%
-------------------------------------------------------------------
GOING-IN CAPITALIZATION RATE                                    N/A
-------------------------------------------------------------------
TERMINAL CAPITALIZATION RATE                                 10.50%
-------------------------------------------------------------------
REVERSIONARY SALES COSTS                                      3.00%
-------------------------------------------------------------------
HOLDING PERIOD                                             10 Years
===================================================================

====================
Discounted Cash Flow
====================

     For a property such as the subject, it is our opinion that an investor would require an all cash discount rate of 11.50 percent on an "as is" operating basis. A valuation matrix for the subject appears on the Following Page, and indicates a Market Value for the subject property as of July 6, 1997 of $36,100,000. This value estimate produces an implied going-in capitalization rate of 10.3 percent, which is expected given the subject's high occupancy and stable income potential.

     Regarding the composition of the yield, as analyzed in the Discounted Cash Flow Analysis chart, 62 percent of the subject's ultimate yield is derived from the cash flow of the property with the balance attributable to the reversion or resale of the property at the conclusion of the holding period. Typical investor requirements dictate that a substantial amount of the value be derived from the cash flow. Greater risk is evident when the reversion provides a larger percentage of the overall return than the cash flows. The average cash on cash return was 10.9 percent, which appears appropriate relative to the risks involved.

     The value indication via the income capitalization approach in the original appraisal (February 1996) was $37,600,000. Thus, there has been a 4.0 percent decline in value. We attributed the drop in value to the absence of leasing transactions previously estimated by the owners (Slades Restaurants), and an increase in yield requirements suggested by the market for similar power centers, particularly when sales performance is not as it was expected to be. Mindful of this, in our opinion the decline in value is reasonable and well-supported.

     In view of the analysis presented here, it becomes our opinion that the discounted cash flow analysis indicates a Market Value for the subject property as of July 6, 1997 of $36,100,000.

     We note that the computed equity yield is not necessarily the true rate of return on equity capital. This analysis has been performed on a pre-tax basis. The tax benefits created by real estate investment will serve to attract investors to a pre-tax yield which is not the full measure of the return on capital.


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                                      -55-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                              Fairfax Towne Center
                            Fairfax County, Virginia

                          Discounted Cash Flow Analysis
                              As of August 1, 1997
================================================================================
           NET             DISCOUNT       PRESENT                     ANNUAL
FISCAL    CASH             FACTOR @       VALUE OF    COMPOSITION   CASH ON CASH
  YEAR    FLOW              11.50%       CASH FLOWS     OF YIELD       RETURN
================================================================================
  1998    $3,524,578   X     0.89686 =   $3,161,057      8.76%         9.76%
  1999    $3,780,841   X     0.80436 =   $3,041,156      8.43%        10.47%
  2000    $3,819,879   X     0.72140 =   $2,755,656      7.63%        10.58%
  2001    $3,948,728   X     0.64699 =   $2,554,804      7.08%        10.94%
  2002    $3,988,466   X     0.68026 =   $2,314,363      6.41%        11.05%
  2003    $3,992,551   X     0.52042 =   $2,077,788      5.76%        11.06%
  2004    $4,000,629   X     0.46674 =   $1,867,257      5.17%        11.08%
  2005    $3,848,336   X     0.41860 =   $1,610,920      4.46%        10.66%
  2006    $4,285,189   X     0.37543 =   $1,608,778      4.46%        11.87%
  2007    $4,289,087   X     0.33671 =   $1,444.163      4.00%        11.88%
                                         ----------      ----         -----
Total Present Value of Cash Flows       $22,435,942     62.16%        10.94%
                                                                         Average

Reversion:
   2008   $4,391,263 (1) /    10.50% =   $41,821,552
        Less: cost of Sale @   3.00%     $ 1,254.647
        Net Reversion                    $40,566,906
        X Discount Factor                    0.33671
                                             -------

Total Present Value of Reversion         $13,659,135     37.84%

Total Present Value of Cash Flow         $36,095,078    100.00%

             ROUNDED:                    $36,100,000
                                         -----------

             --------------------------------------------------
             Gross Leasable Area (S.F.):                253,941
             Per Square Foot of Gross Leasable Area: $142.16 Implicit Going-In Capitalization Rate:
                Year One NOI                         $3,721,966
                Going-In Capitalization Rate:             10.3%
             ==================================================

Note: (1) Net Operating Income


================================================================================
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

                                                  Income Capitalization Approach
================================================================================

=====================
Direct Capitalization
=====================

     To further support our value conclusion derived via the discounted cash flow, we have also applied the direct capitalization method. In direct capitalization, an overall rate is applied to the net operating income of the subject property. In this case, we will again consider the indicated overall rates from the comparable sales in the Sales Comparison Approach as well as those rates established in our Investor Survey. In view of our total analysis, we would anticipate that the subject property would trade at an overall rate of approximately 10.00 to 10.50 percent applied to first year income. Applying these rates to first stabilized year net operating income before reserves, alterations, and other expenses for the subject of $3,721,966 results in a value of approximately $35.4 to $37.2 million. From this range, we would be inclined to conclude at a Market Value of $36,300,000 via Direct Capitalization as of July 6, 1997. This value is indicative of an overall rate of 10.25 percent.


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                                      -57-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                         RECONCILIATION AND FINAL VALUE ESTIMATE
================================================================================

     Value indications for the leased fee estate in Fairfax Towne Center by the various approaches to value are indicated as follows:

          ====================================================================
          Valuation Approach                                  Value Indication
          ====================================================================
          Cost Approach                                            Not Applied
          Sales Comparison Approach                 $35,600,000 to $38,100,000
          Income Capitalization Approach
              Discounted Cash Flow Analysis                        $36,100,000
              Direct Capitalization Method                         $36,300,000
          ====================================================================

     In the reconciliation of the principle approaches, each approach to value is considered in order to determine the reliability of the data in each and to weigh which approach best represents the actions of typical users and investors in the market.

Sales Comparison Approach

     The Sales Comparison Approach is a reflection of what investors have been paying for similar office / flex properties. The primary emphasis of this approach is to focus on investment parameters as well as the indicated sales prices per square foot. This technique is usually relied on as a secondary check against the Income Capitalization Approach.

Income Capitalization Approach

     The Income Capitalization Approach is considered to be the most reliable and meaningful indicator of value in our analysis of the subject property. The subject property is highly suited to analysis by both the discounted cash flow and direct capitalization methods, as it will be bought and sold in investment circles. The focus on property value in relation to anticipated income is well founded since the basis for investment is profit in the form of return or yield on invested capital.

     The subject property, as an investment vehicle, is sensitive to all changes in the economic climate and the economic expectations of investors. The discounted cash flow analysis may easily reflect changes in the economic climate of investor expectations by adjusting the variables used to qualify the model. In the case of the subject property, the discounted cash flow analysis can analyze existing leases, the probabilities of future turnovers, and reflect the expectations of the changes in rental rates. Essentially, the discounted cash flow analysis models many of the dynamics of a property such as the subject.

     We relied most heavily Upon the results of the Income Capitalization Approach analysis because it is the primary analytical and decision making tool used by most purchasers/investors.

     Giving primary weight to the indication of value via the Income Capitalization Approach indications for the improvements, we have formed an opinion that the prospective market value of the leased fee estate in the property, subject to the assumptions, limiting conditions, certification and definitions, as of July 6, 1997, is:

                 THIRTY SIX MILLION ONE HUNDRED THOUSAND DOLLARS
                                   $36,100,000


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                                                             CUSHMAN &
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                                                     ---------------------------

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

Appraisal means the appraisal report and opinion of value stated therein: or the letter opinion of value, to which these Assumptions and Limiting Conditions are annexed.

Property means the subject of the Appraisal.

C&W means Cushman & Wakefield of Washington, D.C., Inc. or an affiliated subsidiary which issued the Appraisal.

Appraiser(s) means the employees of C&W who prepared and signed the Appraisal.

The Appraisal has been made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Appraisal or Upon which the Appraisal is based, has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraiser nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits and other factual matters. The Appraisal and the opinion of value stated therein is as of the date stated in the Appraisal. Changes since that date in external and market factors can significantly affect property value.

3. The Appraisal is to be used in whole and not in part. No part of the Appraisal shall be used in conjunction with any other appraisal. Possession of the appraisal, or a copy thereof, does not carry with it the right of publication. Publication of the Appraisal or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Appraisal, C&W does not permit use of the Appraisal by any person other than the party to whom it is addressed or for purposes other than that for which it was prepared. If written permission is given by C&W to use the Appraisal, the Appraisal must be used in its entirety and only with proper written qualification as approved by C&W. No part of the appraisal or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

4. The Appraiser shall not be required to give testimony in any court or administrative proceeding relating to the Property or the Appraisal.

5. The Appraisal assumes (a) responsible ownership and competent management of the Property: (b) there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them); (c) full compliance with all applicable federal, state and local zoning and environmental


================================================================================

                                      -59-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             Assumptions and Limiting Conditions
================================================================================

     regulations and laws, unless noncompliance is stated, defined and considered in the Appraisal: and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimate contained in the Appraisal is based.

6. The physical description of the improvements is based on plans and specifications and other information provided by the owner or other persons identified in the Appraisal. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components.

7. The projected potential gross income referred to in the Appraisal is based on copies of leases provided by the owner. The Appraiser assumes no responsibility for the authenticity or completeness of lease information provided by others or the bona fides of actual leases. C&W suggests that legal advice be obtained regarding the interpretation of lease provisions and the contractual rights of parties.

8. The projections of income and expenses are not predictions of the future. Rather, they are the Appraiser's best estimates of current market thinking on future income and expenses. The Appraiser and C&W make no warranty or representation that these projections will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market: the Appraiser can only reflect what the investment community, as of the date of the Appraisal, envisions for the future in terms of rental rates, expenses, supply and demand.

9. Unless otherwise stated in the Appraisal, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in arriving at the opinion of value stated in the Appraisal. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances and C&W urges that an expert in this field be employed to determine the economic impact of these matters on the opinion of value stated in the Appraisal.

10. If the Appraisal is submitted to a lender or investor with the prior approval of C&W, such party should consider the Appraisal as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

11. Unless otherwise stated in the appraisal, compliance with the requirements of the Americans with Disabilities Act of 1990 (ADA) has not been considered in arriving at the opinion of value stated in the appraisal. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.


================================================================================

                                      -60-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                      CERTIFICATION OF APPRAISAL
================================================================================

     We certify that, to the best of our knowledge and belief:

     1) Steven A. Studabaker, MAI, has inspected the property, and Donald R. Morris, MAI, has reviewed the report, but has not inspected the property.

     2)   The statements of fact contained in this report are true and correct.

     3) The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

     4) We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

     5) Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event. The appraisal assignment was not based on a requested minimum valuation, a specific valuation or the approval of a loan.

     6) No one provided significant professional assistance to the persons signing this report.

     7) Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

     8) The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

     9) As of the date of this report, Donald R. Morris, MAI, and Steven A. Studabaker, MAI, have completed the requirements of the continuing education program of the Appraisal.

     10) It is our opinion that the estimated prospective market value of the subject property, in as-is condition, as of the effective date of the appraisal, July 6, 1997, was $36,100,000.



/s/ Steven A. Studabaker
----------------------------------------------------
Steven A. Studabaker, MAI
Virginia Certified General Appraiser No. 4001-001111


/s/ Donald R. Morris
----------------------------------------------------
Donald R. Morris, MAI
Virginia Certified General Appraiser No. 4001-002465


        SEAL

COMMONWEALTH OF VIRGINIA

STEVEN A. STUDABAKER
  No. 4001-001111
  Certified General
     Real Estate
      Appraiser

        SEAL

COMMONWEALTH OF VIRGINIA

Donald R. Morris, MAI
   No. 4001-002465
  Certified General
     Real Estate
      Appraiser


================================================================================

                                      -61-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                         ADDENDA
================================================================================



================================================================================
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                         Addenda
================================================================================


                               LEGAL DESCRIPTION
                                   SITE PLAT


================================================================================

                               [GRAPHIC OMITTED]

                               Legal Description

                               [GRAPHIC OMITTED]

                            Map FAIRFAX TOWNE CENTER

                                     PHASE I

                               [GRAPHIC OMITTED]

                                BUILDING DETAILS

                               [GRAPHIC OMITTED]

                         FAIRFAX TOWNE CENTER PHASE II

                               [GRAPHIC OMITTED]

                                LEGAL DESCRIPTION

                                                                         Addenda
================================================================================


                           COMPARABLE IMPROVED SALES


================================================================================

===============================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
===============================================================================

                                                                                                                           Anchor
Sale                                   Sale        Yr Built/                Site Area      Site     GLA       Anchor       GLA as
No.          Name/Location             Date        Condition   Sale Price   (Sq. Ft.)    Coverage   Sold       GLA       % of Total
====================================================================================================================================
 1   Manhattan Village S.C.            Pending       1981      $76,200,000   1,643,083      23.0%   377,965    153,355        40.6%
     NEC/Sepulveda Blvd. & Marina       Jul-97       Good
     Los Angeles County,
     Manhattan Beach, California
------------------------------------------------------------------------------------------------------------------------------------
 2   International Drive Value Ctr.    Pending       1995      $20,877,000     984,456      18.9%   186,081    148,274        79.7%
     International Drive & Touch One    Jun-97     Excellent
     Orange County                     Agreement
     Orlando, Florida                   Mar-97
------------------------------------------------------------------------------------------------------------------------------------
 3   280 Metro Center                   Jun-97       N/A       $39,174,000           -          -   213,603     87,813        41.1%
     Metro Center                                    Good
     San Mateo County
     Colma, California
------------------------------------------------------------------------------------------------------------------------------------
 4   Smoketown Station                  May-97       1994      $46,500,000   2,350,062      20.0%   469,392    211,226        45.0%
     Prince William Pkwy & Worth                     Good
     Prince William County,
     Woodbridge, Virginia
------------------------------------------------------------------------------------------------------------------------------------
 5   Fremont Hub Shopping Ctr.          Apr-97      1962/94    $45,000,000   1,229,699      40.0%   492,263    274,461        55.8%
     Fremont Blvd. & Monry Ave.                      Good
     Alameda County,
     Fremont, California
------------------------------------------------------------------------------------------------------------------------------------
 6   LaJolla Village                    Mar-97      1979/94    $73,500,000           -          -   418,356          -            -
     LaJolla, California                             Good

------------------------------------------------------------------------------------------------------------------------------------
 7   Gateway Plaza Shopping Ctr.        Mar-97       1990      $22,000,000   1,817,759      18.5%   336,670    102,220        30.4%
     SEQ/ I-880 & Highway 37                         Good
     Solano County,
     Vallejo, California
------------------------------------------------------------------------------------------------------------------------------------
 8   Aboretum Crossing (Phs. I)         Pending      1996      $24,000,000     784,000      23.3%   183,000    154,000        84.2%
     U.S. Highway 183 &                 Jan-97     Excellent
     N. Mopac Blvd.
     Austin, Texas
------------------------------------------------------------------------------------------------------------------------------------
 9   Carrollton Crossroads              Jan-97       1987      $18,100,000           -          -   303,805    234,453        77.2%
     US Hwy. 27 & Hwy. 166                           Good
     Carrollton, Georgia
------------------------------------------------------------------------------------------------------------------------------------
10   Westminster Center                 Dec-96       1991      $51,750,000   1,829,520      20.0%   365,699          -            -
     Golden West Ave. & Westminster                  Good
     Orange County
     Westminster, California
------------------------------------------------------------------------------------------------------------------------------------
11   Jantzen Beach Supercenter          Dec-96      1972/96    $76,500,000   2,938,558      26.8%   788,826    663,404        84.1%
     N. Jantzen Dr & N. Center Ave                   Good
     Portland, Oregon

------------------------------------------------------------------------------------------------------------------------------------
12   Lawrenceville Market Center        Nov-96       1995      $34,600,000           -          -   499,129    459,209        92.0%
     Ga. 316 & GA. 120                             Excellent
     Lawrenceville, Georgia

------------------------------------------------------------------------------------------------------------------------------------
13   Centennial Plaza                   Nov-96       1992      $16,700,000     862,000      27.1%   234,000    199,000        85.0%
     N.W. 59 & May Avenue                            Good
     Oklahoma City, Oklahoma
------------------------------------------------------------------------------------------------------------------------------------
14   Prestonwood Village                Sep-96       1980      $14,660,000     701,752      27.1%   190,131    123,454        64.9%
     5305 Arapaho Road                               Good
     Dallas County,
     Dallas, Texas
------------------------------------------------------------------------------------------------------------------------------------

                                         Sale
Sale                                     Price/        NOI/
No.          Name/Location               Sq.Ft.        Sq.Ft.     OAR             Anchor Tenants
=====================================================================================================
 1   Manhattan Village S.C.              $201.61      $15.87     7.87%     Ralph's Sav-On,
     NEC/Sepulveda Blvd. & Marina                                          Mann Theaters,
     Los Angeles County,                                                   Macy's Mens
     Manhattan Beach, California
-----------------------------------------------------------------------------------------------------
 2   International Drive Value Ctr.      $112.19      $11.21     9.99%     Bed Bath & Beyond,
     International Drive & Touch One                                       Ross, Old Navy, T.J.
     Orange County                                                         Maxx, Books-A-Million,
     Orlando, Florida                                                      Shoe Carnival
-----------------------------------------------------------------------------------------------------
 3   280 Metro Center                    $183.40      $15.50     8.45%     Marshalls, Nordstrom
     Metro Center                                                          Rack, Kids R Us, Old
     San Mateo County                                                      Navy, Barnes & Noble
     Colma, California
-----------------------------------------------------------------------------------------------------
 4   Smoketown Station                   $99.06       $10.13    10.23%     Lowe's Home Center
     Prince William Pkwy & Worth                                           Shoppers Food Whse,
     Prince William County,                                                Best Buy
     Woodbridge, Virginia
-----------------------------------------------------------------------------------------------------
 5   Fremont Hub Shopping Ctr.           $91.41        $8.00     8.75%     Safeway, Ross, Longs
     Fremont Blvd. & Monry Ave.                                            Drug, Old Navy,
     Alameda County,                                                       OfficeMax,
     Fremont, California                                                   Tower Records
-----------------------------------------------------------------------------------------------------
 6   LaJolla Village                     $175.69      $15.81     9.00%     Smith's Food King,
     LaJolla, California                                                   AMC Theaters, Ross,
                                                                           Marshalls, Super Crown
-----------------------------------------------------------------------------------------------------
 7   Gateway Plaza Shopping Ctr.         $65.35        $6.02     9.21%     OfficeMax, Ross, PetCo,
     SEQ/ I-880 & Highway 37                                               Vacant HomeBase,
     Solano County,                                                        Service Mer'dise
     Vallejo, California                                                   (gr.lease)
-----------------------------------------------------------------------------------------------------
 8   Aboretum Crossing (Phs. I)          $131.15      $13.70    10.45%     Circuit City, Cost Plus,
     U.S. Highway 183 &                                                    Baby Superstore, Design
     N. Mopac Blvd.                                                        Shoe Whse, Just for
     Austin, Texas                                                         Feet, Mikasa
-----------------------------------------------------------------------------------------------------
 9   Carrollton Crossroads               $59.58        $6.43    10.80%     Wal-Mart, Goody's,
     US Hwy. 27 & Hwy. 166                                                 JCPenney, Kroger
     Carrollton, Georgia

-----------------------------------------------------------------------------------------------------
10   Westminster Center                  $141.51      $11.76     8.31%     Home Depot, Edwards
     Golden West Ave. & Westminster                                        Cinema, Lucky Super-
     Orange County,                                                        market, Thrifty Drug
     Westminster, California
-----------------------------------------------------------------------------------------------------
11   Jantzen Beach Supercenter           $96.98        $8.87     9.15%     Kmart, HomeDepot, Toys
     N. Jantzen Dr & N. Center Ave                                         RUs, REI, Ross, Comp.
     Portland, Oregon                                                      City, Copelands, Linens,
                                                                           OldNavy, Barnes&Noble
-----------------------------------------------------------------------------------------------------
12   Lawrenceville Market Center         $69.32        $6.59     9.50%     Target*, Home Depot*,
     Ga. 316 & GA. 120                                                     AMC, Goody's, Linens N
     Lawrenceville, Georgia                                                Things, Marshalls, MJ
                                                                           Design, PetsMart
-----------------------------------------------------------------------------------------------------
13   Centennial Plaza                    $71.37        $7.49    10.50%     Home Depot, Best Buy,
     N.W. 59 & May Avenue                                                  Home Place
     Oklahoma City, Oklahoma

-----------------------------------------------------------------------------------------------------
14   Prestonwood Village                 $77.10        $9.27    12.02%     Best Buy, ToysRUs,
     5305 Arapaho Road                                                     KidsRUs, Drug
     Dallas County,                                                        Emporium
     Dallas, Texas
-----------------------------------------------------------------------------------------------------


Sale                                     Occupancy
No.          Name/Location                At Sale                     Comments
================================================================================================
 1   Manhattan Village S.C.                   93.3%
     NEC/Sepulveda Blvd. & Marina
     Los Angeles County,
     Manhattan Beach, California
-------------------------------------------------------------------------------------------------
 2   International Drive Value Ctr.          100.0%    New power-oriented center in tourist
     International Drive & Touch One                   area. Incl. $650,000 outpad site. Anchor
     Orange County                                     rents $10/sf; in-line $15/sf. IRR appx.
     Orlando, Florida                                  11.0%; term. cap 10.0%
-------------------------------------------------------------------------------------------------
 3   280 Metro Center                         99.0%    351,632sf ctr. known as the country's
     Metro Center                                      first "power" ctr. IRR appx. 10.76% w/
     San Mateo County                                  term.cap. of 9.5%. UACinema, vacant
     Colma, California                                 Home Depot, & NYFabric not incl.
-------------------------------------------------------------------------------------------------
 4   Smoketown Station                        95.0%    Ctr. abuts Potomac Mills Mall in retail
     Prince William Pkwy & Worth                       hub for county. Anchor rents $8.40/sf; in-
     Prince William County,                            line $14-$19/sf. Other majors incl.
     Woodbridge, Virginia                              KidsRUs, PetSmart, SuperCrown.
-------------------------------------------------------------------------------------------------
 5   Fremont Hub Shopping Ctr.                    -    661,140sf ctr. orginally constructed as
     Fremont Blvd. & Monry Ave.                        regional ctr. Converted b/w '92-'94.
     Alameda County,                                   Anchors not incl. in GLA sold are Mont-
     Fremont, California                               gomery Ward & Home Express
--------------------------------------------------------------------------------------------------
 6   LaJolla Village                              -    Solus to Prudential.
     LaJolla, California

-------------------------------------------------------------------------------------------------
 7   Gateway Plaza Shopping Ctr.              90.1%    Sale of ctr. w/ 3 future pad sites to
     SEQ/ I-880 & Highway 37                           accommodate 25,600sf addition. Anchors
     Solano County,                                    not incl. ToysRUs, Costco, SaveMart,
     Vallejo, California                               Longs, Cinedome, HomeDepot
-------------------------------------------------------------------------------------------------
 8   Aboretum Crossing (Phs. I)               98.0%    Presale of promotional center. Sale
     U.S. Highway 183 &                                expected to close by Jan. 31, 1997.
     N. Mopac Blvd.                                    REIT purchase based on direct cap.
     Austin, Texas
-------------------------------------------------------------------------------------------------
 9   Carrollton Crossroads                    98.5%    Location 32 miles west of downtown
     US Hwy. 27 & Hwy. 166                             Atlanta. Renovated in 1993. Within 10-
     Carrollton, Georgia                               mile radius - 20,162 households,
                                                       $41,800 avg. household income.
-------------------------------------------------------------------------------------------------
10   Westminster Center                       93.0%    Ctr. reportedly developed at cost of $45
     Golden West Ave. & Westminster                    million by IDM Corp. Avg. lease rate for in
     Orange County,                                    line space $15-$27/sf.
     Westminster, California
-------------------------------------------------------------------------------------------------
11   Jantzen Beach Supercenter                97.0%    Redevelopment of a failed mall. Mont-
     N. Jantzen Dr & N. Center Ave                     gomery Ward & Kmart anchor enclosed
     Portland, Oregon                                  mall of 87,500 square feet. Montgomery
                                                       Ward on ground lease.
-------------------------------------------------------------------------------------------------
12   Lawrenceville Market Center             100.0%    Cash acquisition by Equitable Real
     Ga. 316 & GA. 120                                 Estate Investment Management
     Lawrenceville, Georgia                            * Ground Lease

-------------------------------------------------------------------------------------------------
13   Centennial Plaza                         93.0%    Buyer uses direct cap only for under-
     N.W. 59 & May Avenue                              writing. Terms included assumption of
     Oklahoma City, Oklahoma                           $11.8 million existing loan at 9.0%-9.25%
                                                       interest. REIT buyer.
-------------------------------------------------------------------------------------------------
14   Prestonwood Village                      97.0%    Ctr. purchased at high cap due to some
     5305 Arapaho Road                                 rents being above mkt., flat income
     Dallas County,                                    stream, & 13,770sf of 2nd story space.
     Dallas, Texas
-------------------------------------------------------------------------------------------------

                                                                          Page 1
                                                              CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================

POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.

============================================================================================================================
                                                                                                                   Anchor
Sale                                     Sale     Yr Built/               Site Area    Site     GLA      Anchor    GLA as
No.            Name/Location             Date     Condition   Sale Price   (Sq.Ft.)  Coverage   Sold      GLA    % of Total
============================================================================================================================
 15   The Village at University Place   Aug-96     1995-97   $33,400,000  1,633,500    20.5%   334,500  140,200    41.9%
      I-85 @ W. T. Harris Blvd.                   Excellent
      Charlotte, North Carolina
----------------------------------------------------------------------------------------------------------------------------
 16   Miller Square Plaza               Aug-96   1980/83/90  $12,240,000  1,040,648    15.1%   156,670   68,384    43.6%
      13898 SW 56th Street                        Fair-Good
      Dade County,
      Kendall, Miami, Florida
----------------------------------------------------------------------------------------------------------------------------
 17   Towneast Center & Plaza           Jul-96      1992     $12,700,000    653,000    32.2%   210,000  149,760    71.3%
      Mesquite,                                     Good
      Dallas County, Texas

----------------------------------------------------------------------------------------------------------------------------
 18   Preston Shepard Place             Jul-96      1995     $46,800,000  1,359,072    26.7%   363,256  265,837    73.2%
      SWC/Preston & Park Blvd.                    Excellent
      Colling County,
      Plano, Texas
----------------------------------------------------------------------------------------------------------------------------
 19   Casa Linda                        Jun-96     1950/86   $33,769,000  1,128,640    28.9%   326,116       --       --
      Garland Rd. & Buckner Blvd.                   Good
      Dallas County,
      Dallas, Texas
----------------------------------------------------------------------------------------------------------------------------
 20   Greenbriar Towne Center           May-96      1970     $58,500,000  1,290,683    26.8%   345,286  104,244    30.2%
      Lee Jackson Hwy. & Majestic Ln.               Good
      Fairfax County,
      Chantilly, Virginia
----------------------------------------------------------------------------------------------------------------------------
 21   White Turkey Plaza                Mar-96   1972/82/93  $14,375,000    737,906    20.0%   147,396  122,052    82.8%
      NEC/Federal & Candlewood Lake                 Good
      Fairfield County,
      Brookfield, Connecticut
----------------------------------------------------------------------------------------------------------------------------
 22   Kmart Center                      Feb-96     1994/95   $23,134,700  1,224,036    22.6%   276,500  140,221    50.7%
      10501 Pines Boulevard                      Good-Excl.
      Broward County,
      Pembroake Pines, Florida
----------------------------------------------------------------------------------------------------------------------------
 23   Villa Marina Marketplace          Jan-96     1976/91   $80,000,000  1,000,573    45.9%   459,703  218,929    47.6%
      Mexella & Lincoln Blvd.                       Good
      Marina Freeway
      Marina Del Rey, California
----------------------------------------------------------------------------------------------------------------------------
 24   Town Fair Shopping Center         Jan-96      1989     $15,950,000  9,439,450     2.5%   235,892       --    --
      1915 Hurstbourne Parkway                      Good
      Jefferson County
      Louisville, Kentucky
----------------------------------------------------------------------------------------------------------------------------
 25   Scottsdale Fiesta                 Dec-95     1995/96   $46,000,000         --    --      491,000  440,000    89.6%
      S/E/C Shea Blvd. &                          Excellent
      Pina Co. Road
      Scottsdale, Arizona
----------------------------------------------------------------------------------------------------------------------------
 26   Baybrook Square                   Dec-95      1983     $24,835,000  1,104,246    28.7%   317,197  190,318    60.0%
      ES/I-45 & at Bay Blvd.                        Good
      Houston
      Webster, Texas
----------------------------------------------------------------------------------------------------------------------------
 27   Perimeter Village                 Dec-95      1995     $50,000,000  1,393,920    24.9%   347,699  254,979    73.3%
      WS/Ashford Dunwoody,              Under     Excellent
      North of downtown Atlanta        Contract
      Atlanta, Georgia
----------------------------------------------------------------------------------------------------------------------------
 28   Corbins Corner                    Nov-95     1970/89   $29,500,000    867,846    21.5%   186,734   96,833    51.9%
      Route 71 & I-84                               Good
      Hartford County
      West Hartford, Connecticut
----------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
                                        Sale
Sale                                    Price/   NOI/                                     Occupancy
No.            Name/Location            Sq.Ft.   Sq.Ft.    OAR         Anchor Tenants      At Sale             Comments
====================================================================================================================================
 15   The Village at University Place  $ 99.85  $ 9.84    9.85%  Best Buy, Office Depot,   100.0%    Other anchors at center are
      I-85 @ W. T. Harris Blvd.                                  TJ Maxx, Rhodes                     Wal-Mart and Sam's Club. This
      Charlotte, North Carolina                                  Furniture                           is a pre-sale of new center
                                                                                                     developed by Hawn.
------------------------------------------------------------------------------------------------------------------------------------
 16   Miller Square Plaza              $ 78.13  $ 7.81   10.00%  Publix                     92.0%    Community center; block &
      13898 SW 56th Street                                       Eckerd Drug                         stucco. Fair-avg exposure.
      Dade County,                                               Theater (gr. lease)                 Anchor rents appx. $7-$9/sf;
      Kendall, Miami, Florida                                    J. Byrons (not owned)               in-line shops $12-$19/sf.
------------------------------------------------------------------------------------------------------------------------------------
 17   Towneast Center & Plaza          $ 60.48  $ 6.65   11.00%  Best Buy, Sears Home      100.0%    REIT buyer using direct cap
      Mesquite,                                                  Life, PetsMart, Home                only.
      Dallas County, Texas                                       Depot*                              * Home Depot is tenant owned.
------------------------------------------------------------------------------------------------------------------------------------
 18   Preston Shepard Place            $128.83  $12.11    9.40%  Marshalls, Steinmart,     100.0%    New ctr. in affluenct area.
      SWC/Preston & Park Blvd.                                   Office Depot, Baby                  Traffic counts > 37,000 &
      Colling County,                                            Superstore, MJ Des.,                45,000/day. Buyer used 10.5%
      Plano, Texas                                               Borders, HomePlace                  IRR & 9.25% terminal cap in
                                                                                                     analysis. Avg. rent =
                                                                                                     $15.73/sf.
------------------------------------------------------------------------------------------------------------------------------------
 19   Casa Linda                       $103.55  $ 9.84    9.50%  Albertsons, Blockbuster    84.0%    Older section of eastern
      Garland Rd. & Buckner Blvd.                                Music, Ambers Crafts                Dallas. Good condition at
      Dallas County,                                                                                 sale. Sale based on existing
      Dallas, Texas                                                                                  income.
------------------------------------------------------------------------------------------------------------------------------------
 20   Greenbriar Towne Center          $169.42  $14.94    8.82%  CVS, LinensNThings,        84.0%    Part of bulk property
      Lee Jackson Hwy. & Majestic Ln.                            Marshalls, Ross, Total              purchase; price allocated &
      Fairfax County,                                            Beverage, Giant Food                adjusted for assumption of
      Chantilly, Virginia                                                                            existing debt at above mkt.
                                                                                                     inter. rate. NOI proj. in '97
                                                                                                     results in 9.2% OAR.
------------------------------------------------------------------------------------------------------------------------------------
 21   White Turkey Plaza               $ 97.53  $ 9.00    9.22%  OfficeMax, The Wiz,        99.0%    Property does not have anchor
      NEC/Federal & Candlewood Lake                              Waldbaums, T.J.Maxx                 > 50,000 sf but has good
      Fairfield County,                                                                              juniors. In-line rents are
      Brookfield, Connecticut                                                                        $9-$18/sf; Wiz & OfficeMax
                                                                                                     $13.50/sf; TJMaxx and Wald.
                                                                                                     below market.
------------------------------------------------------------------------------------------------------------------------------------
 22   Kmart Center                     $ 83.67  $ 7.93    9.48%  Kmart                      97.0%    Community center; block &
      10501 Pines Boulevard                                      Food Lion                           tilt; good exposure. Rental
      Broward County,                                                                                rates range from $8-$20/sf.
      Pembroake Pines, Florida
------------------------------------------------------------------------------------------------------------------------------------
 23   Villa Marina Marketplace         $174.03  $18.43   10.59%  Vons, Sav-On,              92.0%    Project consists of 2
      Mexella & Lincoln Blvd.                                    UA Theatres, Sport                  properties; 2nd largest
      Marina Freeway                                             Chalet, Cineplex                    retail ctr. west of San Diego
      Marina Del Rey, California                                 Odeon, Gelson's                     Fwy b/w Ventura Fwy &
                                                                                                     Manhattan.
                                                                                                     Sales= $347/sf;
                                                                                                     rents=$12-45/sf.
------------------------------------------------------------------------------------------------------------------------------------
 24   Town Fair Shopping Center        $ 67.62  $ 6.49    9.60%  Wal-Mart                  100.0%    Good quality center in prime
      1915 Hurstbourne Parkway                                   Staples                             retail location. Rents
      Jefferson County                                           Michael's                           $12-$16 per sq/ft Wal-Mart
      Louisville, Kentucky                                       Fashion Bug                         w/sales @ $400/sf. Property in
                                                                                                     good condition at sale.
------------------------------------------------------------------------------------------------------------------------------------
 25   Scottsdale Fiesta                $ 93.69  $ 9.37   10.00%  HomeBase, Kmart,          100.0%    Separate take down of Home
      S/E/C Shea Blvd. &                                         OfficeMax, Smith's,                 Base as of 3/96. Total
      Pina Co. Road                                              Barnes&Noble, Comp                  transaction contracted 12/95.
      Scottsdale, Arizona                                        USA, Linens, PetSmart               New center in developing
                                                                                                     area.
------------------------------------------------------------------------------------------------------------------------------------
 26   Baybrook Square                  $ 78.30  $ 7.24    9.25%  Target                    100.0%    Price adj. to incl. $1.0M in
      ES/I-45 at Bay Blvd.                                       Service Merchandise                 renovations done prior to
      Houston                                                    Palais Royal                        sale. Buyer used IRR of
      Webster, Texas                                                                                 11.25-11.50%. Ctr. has good
                                                                                                     visibility and access.
------------------------------------------------------------------------------------------------------------------------------------
 27   Perimeter Village                $143.80  $16.54   11.50%  Wal-Mart                   93.0%    Concrete block, brick facade
      WS/Ashford Dunwoody,                                       Borders Books                       shopping center under
      North of downtown Atlanta                                  Rhodes Furniture                    construction. Under contract
      Atlanta, Georgia                                           Reading China                       as of Dec-95. Shop leases run
                                                                                                     from $18-30/sf; avg. $25/sf.
------------------------------------------------------------------------------------------------------------------------------------
 28   Corbins Corner                   $157.98  $14.98    9.48%  Filene's Basement          96.1%    Specialty retail center
      Route 71 & I-84                                            Toys R Us                           located across from Westfarms
      Hartford County                                            Kids R Us                           Mall at I-84. Strong trade
      West Hartford, Connecticut                                 Old Navy                            area. Renovated in 1989.
------------------------------------------------------------------------------------------------------------------------------------


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================

POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.

=========================================================================================================================
                                                                                                                Anchor
Sale                                   Sale    Yr Built/               Site Area    Site     GLA     Anchor     GLA as
 No.            Name/Location          Date    Condition  Sale Price    (Sq.Ft.)  Coverage   Sold     GLA     % of Total
=========================================================================================================================
 29   Center at Baybrook              Nov-95    1985/93   $25,675,000  1,742,535    24.5%   426,097  372,987     87.5%
      NEC/Medical Ctr. Blvd. & I-45              Good
      Houston
      Webster, Texas
-------------------------------------------------------------------------------------------------------------------------
 30   Market Square S.C.              Sep-95     1990     $14,000,000    923,472    20.3%   187,168  114,086     61.0%
      SEC/Route 53 & Briarcliff Rd.              Good
      DuPage County
      Bolingbrook, Illinois
-------------------------------------------------------------------------------------------------------------------------
 31   Southlake Pavillion, Ph. II     Jul-95     1995     $ 9,655,000    435,600    22.7%    98,954   75,454     76.3%
      NWC/Mt. Zion Blvd. & Zion       Under    Excellent
      Clayton County                 Contract
      Atlanta, Georgia
-------------------------------------------------------------------------------------------------------------------------
 32   Port Plaza S.C.                 May-95    1980/89   $19,000,000    583,704    30.7%   179,000   70,566     39.4%
      Route 112 & Bicycle Path                  Average
      Suffolk County
      Port Jefferson, New York
-------------------------------------------------------------------------------------------------------------------------
 33   Howell Mill Square              May-95    1980/87   $ 9,200,000    435,600    22.7%    98,704   58,078     58.8%
      1715 Howell Mill Road                    Very Good
      Fulton County
      Atlanta, Georgia
-------------------------------------------------------------------------------------------------------------------------
 34   Cobb Place                      Apr-95     1987     $21,035,000  1,013,206    23.5%   237,791  133,161     56.0%
      800 Ernest Barrett Pkwy.                   Good
      Cobb County
      Kennesaw, Georgia
-------------------------------------------------------------------------------------------------------------------------
 35   Woodland Commons S.C.           Apr-95     1991     $21,000,000  1,184,334    14.4%   170,406   88,807     52.1%
      NEC/Route 22 & Buffalo Gr.               Very Good
      Lake County
      Buffalo Grove, Illinois
-------------------------------------------------------------------------------------------------------------------------
 36   McCarthy Ranch                  Mar-95    1994/95   $30,100,000  1,176,120    22.5%   264,112  214,134     81.1%
      Santa Clara County                       Excellent
      Milpitas, California

-------------------------------------------------------------------------------------------------------------------------
 37   Builders Square Center          Mar-95     1994     $12,300,000    875,164    18.4%   160,965  135,216     84.0%
      Route 59 & Meridian Pkwy                   Good
      DuPage County
      Aurora, Illinois
-------------------------------------------------------------------------------------------------------------------------
 38   Sand Dollar Center              Feb-95     1990     $14,400,000    478,768    24.4%   117,025   97,735     83.5%
      800-850 Playa Avenue                       Good
      Monterey County
      Sand City, California
-------------------------------------------------------------------------------------------------------------------------
 39   Venture Pointe, Ph. III         Feb-95     1995     $ 9,100,000    415,998    22.1%    92,000   92,000    100.0%
      SS/Steve Reynolds Blvd.                  Excellent
      Gwinnett County
      Atlanta, Georgia
-------------------------------------------------------------------------------------------------------------------------
 40   Orchard Park S.C.               Jan-95     1982     $ 7,425,000    457,380    17.1%    78,390   41,345     52.7%
      2090 Dunwoody Club Dr.                     Good
      DeKalb County
      Georgia
-------------------------------------------------------------------------------------------------------------------------
 41   Danbury Square                  Jan-95     1989     $19,250,000    840,708    22.9%   192,621   78,700     40.9%
      Kenosia Ave. & I-84                        Good
      Fairfield County
      Danbury, Connecticut
-------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
                                      Sale
Sale                                  Price/   NOI/                                  Occupancy
 No.            Name/Location         Sq.Ft.  Sq.Ft.   OAR         Anchor Tenants     At Sale                 Comments
====================================================================================================================================
 29   Center at Baybrook             $ 60.26  $ 6.03  10.00%  Builder's Sq., Bed       99.0%    Former mall renovated/converted in
      NEC/Medical Ctr. Blvd. & I-45                           Bath Beyond,                      1993. Good location, exposure.
      Houston                                                 Oshmans, SteinMart                Anchors generate over 90% of minimum
      Webster, Texas                                          Best Buy, Sears                   rent. Avg in-line rent = $12.03/sf.
------------------------------------------------------------------------------------------------------------------------------------
 30   Market Square S.C.             $ 74.80  $ 7.75  10.36%  Wal-Mart                 96.0%    Wal-Mart has option to expand
      SEC/Route 53 & Briarcliff Rd.                                                             30,000. Located in growing retail
      DuPage County                                                                             area. Other tenants incl. Aldi Food
      Bolingbrook, Illinois                                                                     Store, Bedding Experts, & fast food
                                                                                                restaurants.
------------------------------------------------------------------------------------------------------------------------------------
 31   Southlake Pavillion, Ph. II    $ 97.57  $ 9.18   9.41%  Michael's               100.0%    New community center located next to
      NWC/Mt. Zion Blvd. & Zion                               Old Navy                          freestanding Target, Home Depot, &
      Clayton County                                          Baby Superstore                   Southlake Ph. I Buyer used 5%
      Atlanta, Georgia                                                                          vacancy factor & $.10/sf reserve.
------------------------------------------------------------------------------------------------------------------------------------
 32   Port Plaza S.C.                $106.15  $10.72  10.10%  FoodTown                 99.0%    Average quality community center.
      Route 112 & Bicycle Path                                CVS Drugstore                     Other tenants include Kay Bee Toy,
      Suffolk County                                                                            Dress Barn, Sam Goody, NYNEX.
      Port Jefferson, New York
------------------------------------------------------------------------------------------------------------------------------------
 33   Howell Mill Square             $ 93.21  $ 9.09   9.75%  Kroger                  100.0%    Good quality brick & masonry ctr.
      1715 Howell Mill Road                                                                     located in densely populated trade
      Fulton County                                                                             area. Korger provides strong daily
      Atlanta, Georgia                                                                          draw; ctr. has poor visibility.
------------------------------------------------------------------------------------------------------------------------------------
 34   Cobb Place                     $ 88.46  $ 9.56  10.81%  Service M'dise           96.0%    Good quality center with limited
      800 Ernest Barrett Pkwy.                                Upton's                           exposure & narrow configuration.
      Cobb County                                             AMC Theatres                      Ctr. has high amount of in-line
      Kennesaw, Georgia                                                                         space & lacks drawing power of 4th
                                                                                                anchor store.
------------------------------------------------------------------------------------------------------------------------------------
 35   Woodland Commons S.C.          $123.24  $11.53   9.36%  Dominick's               98.0%    Property includes three outlots, one
      NEC/Route 22 & Buffalo Gr.                              Sears Hardware                    of which was zoned industrial (5.03
      Lake County                                                                               ac.). Also includes income from
      Buffalo Grove, Illinois                                                                   ground leases.
------------------------------------------------------------------------------------------------------------------------------------
 36   McCarthy Ranch                 $113.97  $10.60   9.30%  Service M'dise          100.0%    Pre-sale of power ctr with good
      Santa Clara County                                      SportsMart, Borders,              access & freeway exposure. Wal-Mart
      Milpitas, California                                    OfficeMax, PetsMart,              not included in sale. Buyer used
                                                              Computer City, Ross               11.2% IRR. Anchor rents
                                                                                                $9.70-18.70/sf.
------------------------------------------------------------------------------------------------------------------------------------
 37   Builders Square Center         $ 76.41  $ 7.63   9.99%  Builders Square         100.0%    Concrete block, decorative face
      Route 59 & Meridian Pkwy                                PetsMart                          brick center; above average quality.
      DuPage County                                                                             Located on the fringe of Meridian
      Aurora, Illinois                                                                          Business Campus.
------------------------------------------------------------------------------------------------------------------------------------
 38   Sand Dollar Center             $123.05  $12.06   9.80%  Office Depot             96.7%    Good quality power ctr along Hwy 1.
      800-850 Playa Avenue                                    Marshalls                         Costco owns their own land/bldg.
      Monterey County                                         Orchard Supply                    Anchor rents $8.00-10.77/sf; shop
      Sand City, California                                   Costco**                          rents avg $16.56/sf.
------------------------------------------------------------------------------------------------------------------------------------
 39   Venture Pointe, Ph. III        $ 98.91  $ 9.25   9.35%  Circuit City            100.0%    Two anchor tenants in power center.
      SS/Steve Reynolds Blvd.                                 Media Play                        Both tenants on long-term leases
      Gwinnett County                                                                           with appx. 20 yrs remaining. Located
      Atlanta, Georgia                                                                          near Gwinnett Mall in Northcross
                                                                                                area.
------------------------------------------------------------------------------------------------------------------------------------
 40   Orchard Park S.C.              $ 94.72  $ 9.06   9.56%  Kroger                   80.0%    Average-good quality community
      2090 Dunwoody Club Dr.                                                                    center. Sale based on actual income
      DeKalb County                                                                             & expenses, excl. reserves. Seller
      Georgia                                                                                   acquired through foreclosure.
------------------------------------------------------------------------------------------------------------------------------------
 41   Danbury Square                 $ 99.94  $ 9.52   9.53%  Loehmann's               90.0%    Good quality community shopping
      Kenosia Ave. & I-84                                     Toys R Us                         center located adjacent to Danbury
      Fairfield County                                        Kids R Us                         Fair regional mall.
      Danbury, Connecticut
------------------------------------------------------------------------------------------------------------------------------------


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                         Addenda
================================================================================


                              PRO-JECT ASSUMPTIONS


================================================================================

                      FAIRFAX TOWNE CENTER 1997 UPD (7130)
                            PROJECT DESIGNATOR, 7130

                            REVISION: 7/27/97 @ 16:23

                                 TENANT REGISTER

                TENANT                 SQUARE FEET    BEGIN DATE    END DATE
-------------------------------------  -----------    ----------    --------
#  1 - SUITE 12200  SAFEWAY                 61,322      11/1994      11/2019
#  2   SUITE 12100  BED BATH & BEYOND       39,669      11/1994       1/2010
#  3   SUITE 12170  TJ MAXX                 37,246      12/1994      11/2009
#  4 - SUITE 12110  UNITED ARTISTS          47,230       1/1995      12/2014
#  5 - SUITE 12124  TOWER RECORDS           23,000      12/1994      11/2009
#  6   SUITE 12214  CHESAPEAKE BAGEL         1,970       3/1995       3/2005
#  7 - SUITE 12212  FESTIVAL CLEANERS        1,750      12/1994      11/1999
#  8 - SUITE 12210  PARCEL PLUS                820      11/1994      11/1999
#  9 - SUITE 12208  SUPERCUTS                1,244       1/1998      12/1999
# 10 - SUITE 12186  PICTURE PLACE            1,576       2/1995       2/2000
# 11 - SUITE 12180  ZANY BRAINY             15,344      12/1994       1/2005
# 12 - SUITE 3A     CHINA KING               3,975       6/1995       5/2005
# 13 - SUITE 12120  FRESH CHOICE             5,613       3/1995       3/2010
# 14 - SUITE 12150  VACANT                   7,195       6/1998       5/2008
# 15 - SUITE 12270  FAIRFAX BANK             2,687       1/1995      12/2014
# 16 - SUITE IC-B   MOTO PHOTO               1,700       1/1996      12/2000
# 17 - SUITE IC-B   NAIL PALACE              1,600      10/1995      11/2005
                                       -----------
        17 TENANTS                         283,941
                                       ===========

                      FAIRFAX TOWNE CENTER 1997 UPD (7130)
                            PROJECT DESIGNATOR: 7130
                            REVISION: 7/27/97 @ 16:23
                            MNEMONIC REFERENCE TABLE

AREA MEASURES
-------------

GLA  - GROSS LEASABLE AREA
RGLA - WEIGHTED AVERAGE GLA FOR PASSTHROUGHS OF TOTAL INSURANCE EXPENSE TO
       TENANTS USING TOTAL GLA FOR LIABILITY AND NET GLA FOR PROPTY
TGLA - TOTAL GLA
OCCA - OCCUPIED AREA
BBB
SAFA - SAFEWAY BASIS FOR PASSTHROUGHS
NET  - GLA NET OF SAFEWAY, FAIRFAX RANK AND TJ MAXX

GROWTH RATES
------------

CPIG - GENERAL CPI FACTOR
GRNT - MARKET RENT GROWTH
ECPI - EXPENSE GROWTH
SFWY - SAFEWAY GROWTH OF 25% IN YEARS 2000 AND 2005
CP15 - CPI AT 5%
CP13 - CPI AT 3%
CPFC - ESCALATIONS FOR FRESH CHOICE LEASE PAYMENTS
CP14 - CPI AT 4%
COMN - COMMISSIONS FOR NEW TENANTS
COMR - COMMISSIONS FOR RENEWAL TENANTS
COMB - BLENDED COMMISSIONS
CPI2

MARKET RATES
------------

TIB  - TENANT IMPROVEMENT ALLOWANCE, BLENDED
CAMR
TAXR
INSR
RESV
SMLR - SHOP TENANT MARKET RENTS
UACM - COMMON AREA MAINTENANCE RATE FOR UNITED ARTISTS
LRGR - LARGE TENANT MARKET RENTS
ANCR - ANCHOR TENANT MARKET RENTS
MK27
MK23
MK26
MK25
BBBR - COMMON AREA MAINTENANCE FOR BED BATH & BEYOND
TIN  - TENANT IMPROVEMENT ALLOWANCE FOR NEW TENANTS
TIR  - TENANT IMPROVEMENT ALLOWANCE FOR RENEWAL TENANTS
SAFC

EXPENSES
--------

CAME
TAXX
INSX
MGMT
CF15 - 115% CAM + SOME MANAGEMENT FEE
TX15 - TAXES + ADMIN 15%
IN15 - INSURANCE + ADMIN 15%
CA07 - CAM + ADMIN 7%
SR15 - STANDARD RECOVERY: CF15+ 115% TAX + 115% INSURANCE
CA15 - CAM + ADMIN 15%

CA08 - CAM + ADMIN 8%
CA10 - CAM + ADMIN 10%
CA00 - CAM + 50% MANAGEMENT FEE
IN08 - INSURANCE + ADMIN 8%
BBBE - BED BATH & BEYOND PASSTHROUGH OF CAM
LIAE - LIABILITY INSURANCE ONLY
UACE - UNITED ARTISTS CAM EXPENSE BASIS
NONE - NON-RECOVERABLE ADMINISTRATIVE COSTS
LI8% - MARKETING AND ADVERTISING
SAFC
CAME
UTLE
G&AE

GLOBAL RECOVERIES
-----------------

CF15
TX15
IN15
RHCC
CA15
CA10
CAMX
TAXX
INSX
GA10
GA15

                      FAIRFAX TOWNS CANTER 1997 UPD (7130)
                            PROJECT DESIGNATOR: 7130
                            REVISION: 7/25/97 @ 17:12
                            AVERAGE OCCUPANCY REPORT
                                 FOR ALL TENANTS

                     1997     1998      1999     2000      2001       2002     2003      2004      2005
                   -------  -------   -------  -------   -------    -------  -------   -------   -------
JANUARY            246,746  246,746   253,941  250,127   252,241    253,941  253,941   253,941   253,941
FEBRUARY           246,746  246,746   253,941  250,127   252,241    253,941  253,941   253,941   238,597
MARCH              246,745  246,746   253,941  251,121   252,241    253,941  253,941   253,941   238,597
APRIL              246,746  246,746   253,941  252,365   253,941    253,941  253,941   253,941   236,627
MAY                246,746  246,746   253,941  252,365   253,941    253,941  253,941   253,941   251,971
JUNE               246,746  253,941   253,941  253,941   253,941    253,941  253,941   253,941   247,996
JULY               246,746  253,941   253,941  253,941   253,941    253,941  253,941   253,941   249,966
AUGUST             246,746  253,941   253,941  253,941   253,941    253,941  253,941   253,941   249,966
SEPTEMBER          246,745  253,941   253,941  253,941   253,941    253,941  253,941   253,941   253,941
OCTOBER            246,746  253,941   253,941  253,941   253,941    253,941  253,941   253,941   253,941
NOVEMBER           246,746  253,941   253,941  253,941   253,941    253,941  253,941   253,941   253,941
DECEMBER           246,746  253,941   251,371  253,941   253,941    283,941  253,941   253,941   252,341
                   -------  -------   -------  -------   -------    -------  -------   -------   -------
AVERAGE SF
  OCCUPIED-OCCA    246,746  250,943   253,727  252,808   253,516    253,941  253,941   253,941   248,485

TOTAL SF-GLA       253,941  253,941   253,941  253,941   253,941    253,941  253,941   253,941   253,941
                   -------  -------   -------  -------   -------    -------  -------   -------   -------
OCCUPANCY %          97.17    98.52     99.92   99.55      99.83     100.00   100.00    100.00     97.85
                   =======  =======   =======  =======   =======    =======  =======   =======   =======

                     2006     2007      2008     2009      2010       2011     2012      2013      2014
                   -------  -------   -------  -------   -------    -------  -------   -------   -------
JANUARY            252,341  253,941   253,941  253,941   230,941    253,941  253,941   253,941   253,941
FEBRUARY           252,341  253,941   253,941  253,941   230,941    253,941  253,941   253,941   253,941
MARCH              253,941  251,371   253,941  253,941   253,941    253,941  253,941   252,341   253,941
APRIL              253,941  250,127   252,241  253,941   248,328    253,941  253,941   252,341   253,941
MAY                253,941  250,127   252,241  253,941   248,328    253,941  253,941   252,341   253,941
JUNE               253,941  251,121   245,046  253,941   248,328    253,941  253,941   253,941   251,371
JULY               253,941  252,365   246,746  253,941   253,941    253,941  251,971   253,941   250,127
AUGUST             253,941  252,365   246,746  253,941   253,941    253,941  251,971   253,941   250,127
SEPTEMBER          253,941  253,941   253,941  253,941   253,941    253,941  247,996   253,941   251,121
OCTOBER            253,941  253,941   253,941  253,941   253,941    253,941  249,966   253,941   252,365
NOVEMBER           253,941  253,941   253,941  253,941   253,941    253,941  249,966   253,941   252,365
DECEMBER           253,941  253,941   253,941  230,941   253,941    253,941  253,941   253,941   216,695
                   -------  -------   -------  -------   -------    -------  -------   -------   -------
AVERAGE SF
 OCCUPIED-OCCA     253,674  252,594   251,717   252,024   248,704    253,941 252,455    253,541  249,490

TOTAL SF-GLA       253,941  253,941   253,941  253,941   253,941    253,941  253,941   253,941   253,941
                   -------  -------   -------  -------   -------    -------  -------   -------   -------
OCCUPANCY %         99.89     99.47     99.12    99.25     97.94     100.00    99.41     99.84     98.25
                   =======  =======   =======  =======   =======    =======  =======   =======   =======

                     2015      2016
                   -------  -------
JANUARY            166,778  127,109
FEBRUARY           127,109  127,109
MARCH              127,109  127,109
APRIL              127,109  127,109
MAY                111,765  127,109
JUNE               111,765  127,109
JULY               110,065  127,109
AUGUST             125,409  127,109
SEPTEMBER          118,214  127,109
OCTOBER            119,914  127,109
NOVEMBER           119,914  127,109
DECEMBER           127,109  127,109
                   -------  -------

AVERAGE SF
  OCCUPIED-OCCA    124,355  127,109

TOTAL SF-GLA       253,941  253,941
                   -------  -------
OCCUPANCY %          48.97    50.05
                   =======  =======

                      FAIRFAX TOWNE CENTER 1997 UPD (7130)
                            PROJECT DESIGNATOR: 7130
                            REVISION: 7/27/97 @ 16:23
                           PROJECT ASSUMPTIONS REPORT
                                EXCLUDING TENANTS

BUILDING PROLOGUE
-----------------

LEASEHOLD ANALYSIS OF FAIRFAX TOWNE CENTER 1997 UPD (7130) BEGINNING 8/1997 FOR 20 YEARS ON A FISCAL YEAR BASIS

AREA MEASURE
------------


GLA
DESCRIBED AS GROSS LEASABLE AREA
1997 VALUE -  253,941
THEREAFTER - CONSTANT

  1997:  253,941  1998:  253,941  1999:  253,941  2000:  253,941
  2001:  253,941  2002:  253,941  2003:  253,941  2004:  253,941
  2005:  253,941  2006:  253,941  2007:  253,941  2008:  253,941
  2009:  253,941  2010:  253,941  2011:  253,941  2012:  253,941
  2013:  253,941  2014:  253,941  2015:  253,941  2016:  253,941


RGLA
DESCRIBED AS WEIGHTED AVERAGE GLA FOR PASSTHROUGHS OF TOTAL INSURANCE EXPENSE TO TENANTS USING TOTAL GLA FOR LIABILITY AND NET GLA FOR PROPTY
1997 VALUE - 220,526
THEREAFTER - CONSTANT

  1997:  220,526  1998:  220,526  1999:  220,526  2000:  220,526
  2001:  220,526  2002:  220,526  2003:  220,526  2004:  220,526
  2005:  220,526  2006:  220,526  2007:  220,526  2005:  220,526
  2009:  220,526  2010:  220,526  2011:  220,526  2012:  220,526
  2013:  220,526  2014:  220,526  2015:  220,526  2016:  220,526


TGLA
DESCRIBED AS TOTAL GLA
+100.0% OF GLA

  1997:  253,941  1998:  253,941  1999:  253,941  2000:  253,941
  2001:  253,941  2002:  253,941  2003:  253,941  2004:  253,941
  2005:  253,941  2006:  253,941  2007:  253,941  2008:  253,941
  2009:  253,941  2010:  253,941  2011:  253,941  2012:  253,941
  2013:  253,941  2014:  253,941  2015:  253,941  2016:  253,941


OCCA
DESCRIBED AS OCCUPIED AREA
1997 VALUE -    246,746
1998 VALUE -    250,943
1999 VALUE -    253,727
2000 VALUE -    252,808
2001 VALUE -    253,516
2002 VALUE -    253,941
2003 VALUE -    253,941
2004 VALUE -    253,941
2005 VALUE -    248,485
2006 VALUE -    253,674
2007 VALUE -    252,594
2008 VALUE -    251,717
2009 VALUE -    252,024
2010 VALUE -    245,704
2011 VALUE -    253,941
2012 VALUE -    252,455

                                                                         PAGE  2
2013 VALUE -    253,541
2014 VALUE -    249,490
2015 VALUE -    124,355
2016 VALUE -    127,109
THEREAFTER -   CONSTANT

  1997:  246,746  1998:  250,943  1999:  253,727  2000:  252,808
  2001:  253,516  2002:  253,941  2003:  253,941  2004:  253,941
  2005:  248,485  2006:  253,674  2007:  252,594  2008:  251,717
  2009:  252,024  2010:  248,704  2011:  253,941  2012:  252,455
  2013:  253,541  2014:  249,490  2015:  124,355  2016:  127,109


BBB
1997 VALUE -   39,669
THEREAFTER - CONSTANT

  1997:  39,669  1998:  39,669  1999:  39,669  2000:  39,669
  2001:  39,669  2002:  39,669  2003:  39,669  2004:  39,669
  2005:  39,669  2006:  39,669  2007:  39,669  2008:  39,669
  2009:  39,669  2010:  39,669  2011:  39,669  2012:  39,669
  2013:  39,669  2014:  39,669  2015:  39,669  2016:  39,669


SAFA
DESCRIBED AS SAFEWAY BASIS FOR PASSTHROUGHS
1997 VALUE -   61,322
THEREAFTER - CONSTANT

  1997:  61,322  1998:  61,322  1999:  61,322  2000:  61,322
  2001:  61,322  2002:  61,322  2003:  61,322  2004:  61,322
  2005:  61,322  2006:  61,322  2007:  61,322  2008:  61,322
  2009:  61,322  2010:  61,322  2011:  61,322  2012:  61,322
  2013:  61,322  2014:  61,322  2015:  61,322  2016:  61,322


NET
DESCRIBED AS GLA NET OF SAFEWAY, FAIRFAX BANK AND TJ MAXX
1997 VALUE -  152,686
THEREAFTER - CONSTANT

  1997:  152,686  1998:  152,686  1999:  152,686  2000:  152,686
  2001:  152,686  2002:  152,686  2003:  152,686  2004:  152,686
  2005:  152,686  2006:  152,686  2007:  152,686  2008:  152,686
  2009:  152,686  2010:  152,686  2011:  152,686  2012:  152,686
  2013:  152,686  2014:  152,686  2015:  152,686  2016:  152,686


GROWTH RATES
------------

CPIG
DESCRIBED AS GENERAL CPI FACTOR
1997 VALUE -     3.50
1998 VALUE -     3.50
THEREAFTER - CONSTANT

  1997:  3.5000   1998:  3.5000   1999:  3.5000   2000:  3.5000
  2001:  3.5000   2002:  3.5000   2003:  3.5000   2004:  3.5000
  2005:  3.5000   2006:  3.5000   2007:  3.5000   2008:  3.5000
  2009:  3.5000   2010:  3.5000   2011:  3.5000   2012:  3.5000
  2013:  3.5000   2014:  3.5000   2015:  3.5000   2016:  3.5000


GHNT
DESCRIBED AS MARKET RENT GROWTH
1997 VALUE -    1.46

1998 VALUE -     3.50
THEREAFTER - CONSTANT

  1997:  1.4600   1998:  3.5000   1999:  3.5000   2000:  3.5000
  2001:  3.5000   2002:  3.5000   2003:  3.5000   2004:  3.5000
  2005:  3.5000   2006:  3.5000   2007:  3.5000   2008:  3.5000
  2009:  3.5000   2010:  3.5000   2011:  3.5000   2012:  3.5000
  2013:  3.5000   2014:  3.5000   2015:  3.5000   2016:  3.5000


ECPI
DESCRIBED AS EXPENSE GROWTH
1997 VALUE -    0.00
1998 VALUE -    4.00
THEREAFTER - CONSTANT

  1997:  0.0000  1998:  4.0000  1999:  4.0000  2000:  4.0000
  2001:  4.0000  2002:  4.0000  2003:  4.0000  2004:  4.0000
  2005:  4.0000  2006:  4.0000  2007:  4.0000  2008:  4.0000
  2009:  4.0000  2010:  4.0000  2011:  4.0000  2012:  4.0000
  2013:  4.0000  2014:  4.0000  2015:  4.0000  2016:  4.0000


SFWY
DESCRIBED AS SAFEWAY GROWTH OF 25% IN YEARS 2000 AND 2005
1997 VALUE -    0.00
1998 VALUE -    0.00
1999 VALUE -   25.00
2000 VALUE -    0.00
2001 VALUE -    0.00
2002 VALUE -    0.00
2003 VALUE -    0.00
2004 VALUE -   25.00
2005 VALUE -    0.00
2006 VALUE -    0.00
2007 VALUE -    0.00
2008 VALUE -    0.00
2009 VALUE -   25.00
2010 VALUE -    0.00
2011 VALUE -    0.00
2012 VALUE -    0.00
2013 VALUE -    0.00
2014 VALUE -   25.00
2015 VALUE -    0.00
2016 VALUE -    0.00
THEREAFTER - CONSTANT

  1997:   0.0000 1998:   0.0000  1999:  25.0000  2000:   0.0000
  2001:   0.0000 2002:   0.0000  2003:   0.0000  2004:  25.0000
  2005:   0.0000 2006:   0.0000  2007:   0.0000  2008:   0.0000
  2009:  25.0000 2010:   0.0000  2011:   0.0000  2012:   0.0000
  2013:   0.0000 2014:  25.0000  2015:   0.0000  2016:   0.0000


CPI5
DESCRIBED AS CPI AT 5%
1997 VALUE -     5.00
1998 VALUE -     5.00
THEREAFTER - CONSTANT

  1997:  5.0000  1998:  5.0000  1999:  5.0000  2000:  5.0000
  2001:  5.0000  2002:  5.0000  2003:  5.0000  2004:  5.0000
  2005:  5.0000  2006:  5.0000  2007:  5.0000  2008:  5.0000
  2009:  5.0000  2010:  5.0000  2011:  5.0000  2012:  5.0000
  2013:  5.0000  2014:  5.0000  2015:  5.0000  2016:  5.0000

CP13

DESCRIBED AS CPI AT 3%
1997 VALUE -     3.00
1998 VALUE -     3.00
THEREAFTER - CONSTANT

  1997:  3.0000 1998:  3.0000  1999:  3.0000 2000:   3.0000
  2001:  3.0000 2002:  3.0000  2003:  3.0000 2004:   3.0000
  2005:  3.0000 2006:  3.0000  2007:  3.0000 2008:   3.0000
  2009:  3.0000 2010:  3.0000  2011:  3.0000 2012:   3.0000
  2013:  3.0000 2014:  3.0000  2015:  3.0000 2016:   3.0000


CPFC
DESCRIBED AS ESCALATIONS FOR FRESH CHOICE LEASE PAYMENTS
1997 VALUE -     0.00
1999 VALUE -     0.00
1999 VALUE -     0.00
2000 VALUE -    15.00
2001 VALUE -     0.00
2002 VALUE -     0.00
2003 VALUE -     0.00
2004 VALUE -     0.00
2005 VALUE -    15.00
2006 VALUE -     0.00
2007 VALUE -     0.00
2009 VALUE -     0.00
2009 VALUE -     0.00
2010 VALUE -    15.00
2011 VALUE -     0.00
2012 VALUE -     0.00
2013 VALUE -     0.00
2014 VALUE -     0.00
2019 VALUE -    15.00
2016 VALUE -     0.00
THEREAFTER - CONSTANT

  1997:   0.0000  1999:   0.0000  1999:   0.0000  2000:  15.0000
  2001:   0.0000  2002:   0.0000  2003:   0.0000  2004:   0.0000
  2005:  15.0000  2006:   0.0000  2007:   0.0000  2008:   0.0000
  2009:   0.0000  2010:  15.0000  2011:   0.0000  2012:   0.0000
  2013:   0.0000  2014:   0.0000  2015:  15.0000  2016:   0.0000


CPI4
DESCRIBED AS CPI AT 4%
1997 VALUE -     4.00
THEREAFTER - CONSTANT

  1997:  4.0000  1999:  4.0000  1999:  4.0000  2000:  4.0000
  2001:  4.0000  2002:  4.0000  2003:  4.0000  2004:  4.0000
  2005:  4.0000  2006:  4.0000  2007:  4.0000  2008:  4.0000
  2009:  4.0000  2010:  4.0000  2011:  4.0000  2012:  4.0000
  2013:  4.0000  2014:  4.0000  2015:  4.0000  2016:  4.0000


COMB
DESCRIBED AS COMMISSIONS FOR NEW TENANTS
1997 VALUE -     3.00
THEREAFTER - CONSTANT

  1997:  3.0000  1998:  3.0000  1999:  3.0000  2000:  3.0000
  2001:  3.0000  2002:  3.0000  2003:  3.0000  2004:  3.0000
  2005:  3.0000  2006:  3.0000  2007:  3.0000  2008:  3.0000
  2009:  3.0000  2010:  3.0000  2011:  3.0000  2012:  3.0000
  2013:  3.0000  2014:  3.0000  2015:  3.0000  2016:  3.0000


COMR

DESCRIBED AS COMMISSIONS FOR RENEWAL TENANTS
1997 VALUE -    0.00
THEREAFTER - CONSTANT

  1997:  0.0000  1998:  0.0000  1999:  0.0000  2000:  0.0000
  2001:  0.0000  2002:  0.0000  2003:  0.0000  2004:  0.0000
  2005:  0.0000  2006:  0.0000  2007:  0.0000  2008:  0.0000
  2009:  0.0000  2010:  0.0000  2011:  0.0000  2012:  0.0000
  2013:  0.0000  2014:  0.0000  2015:  0.0000  2016:  0.0000


COMB
DESCRIBED AS BLENDED COMMISSIONS
+35.0% OF COMN +65.0% OF COMR

  1997:  1.0500  1998:  1.0500  1999:  1,0500  2000:  1.0500
  2001:  1.0500  2002:  1.0500  2003:  1.0500  2004:  1.0500
  2005:  1.0500  2006:  1.0500  2007:  1.0500  2008:  1.0500
  2009:  1.0500  2010:  1.0500  2011:  1.0500  2012:  1.0500
  2013:  1.0500  2014:  1.0500  2015:  1.0500  2016:  1:0500


CP12
1997 VALUE -     2.00
THEREAFTER - CONSTANT

  1997:  2.0000  1998:  2.0000  1999:  2.0000   2000:  2.0000
  2001:  2.0000  2002:  2.0000  2003:  2.0000   2004:  2.0000
  2005:  2.0000  2006:  2.0000  2007:  2.0000   2008:  2.0000
  2009:  2.0000  2010:  2.0000  2011:  2.0000   2012:  2.0000
  2013:  2.0000  2014:  2.0000  2018:  2.0000   2016:  2.0000


MARKET RATES
------------

TIB
DESCRIBED AS TENANT IMPROVEMENT ALLOWANCE, BLENDED
+35.0% OF TIN  +65.0% OF TIR

  1997:   6.5500  1998:   6.7793  1999:   7.0165  2000:   7.2621
  2001:   7.5163  2002:   7.7793  2003:   8.0516  2004:   8.3334
  2005:   8.6251  2006:   8.9270  2007:   9.2394  2008:   9.5628
  2009:   9.8975  2010:  10.2439  2011:  10.6024  2012:  10.9735
  2013:  11.3576  2014:  11.7551  2015   12.1665  2016:  12.5924

CAMR
1997 VALUE -   1.25
THEREAFTER - GROWING AT GROWTH RATE CPIG

  1997:  1.2500  1998:  1.2937  1999:  1.3390  2000:  1.3859
  2001:  1.4344  2002:  1.4846  2003:  1.5366  2004:  1.5903
  2005:  1.6450  2006:  1.7036  2007:  1.7632  2008:  1.8250
  2009:  1.8888  2010:  1.9549  2011:  2.0234  2012:  2.0942
  2013:  2.1675  2014:  2.2433  2015:  2.3219  2016:  2.4031


TAXR
1997 VALUE -    2.16
THEREAFTER - GROWING AT GROWTH RATE CPIG

  1997:  2.1565  1998:  2.2320  1999:  2.3101  2000:  2.3909
  2001:  2.4746  2002:  2.5612  2003:  2.6509  2004:  2.7437
  2005:  2.8397  2005:  2.9391  2007:  3.0420  2008:  3.1484
  2009:  3.2586  2010:  3.3727  2011:  3.4907  2012:  3.6129
  2013:  3.7393  2014:  3.8702  2015:  4.0057  2016:  4.1459

INSR
1997 VALUE -    0.28
THEREAFTER - GROWING AT GROWTH RATE CPIG

  1997:  0.2760  1998:  0.2857  1999:  0.2957  2000:  0.3060
  2001:  0.3167  2002:  0.3278  2003:  0.3393  2004:  0.3511
  2005:  0.3634  2006   0.3762  2007:  0.3893  2008:  0.4030
  2009:  0.4171  2010:  0.4317  2011:  0.4468  2012:  0.4624
  2013:  0.4786  2014:  0.4953  2015:  0.5127  2016:  0.5306


RESV
1997 VALUE -     0.15
THEREAFTER - GROWING AT GROWTH RATE CPIG

  1997:  0.1500  1998:  0.1552  1999:  0.1607  2000:  0.1663
  2001:  0.1721  2002:  0.1782  2003:  0.1844  2004:  0.1908
  2005:  0.1975  2006:  0.2044  2007:  0.2116  2008:  0.2190
  2009:  0.2267  2010:  0.2346  2011:  0.2428  2012:  0.2513
  2013:  0.2601  2014:  0.2692  2015:  0.2786  2016:  0.2884


SMLR
DESCRIBED AS SHOP TENANT MARKET RENTS
1997 VALUE -    24.00
THEREAFTER - GROWING AT GROWTH RATE GRNT

  1997:  24.0000  1998:  24.3504  1999:  25.2027  2000:  26.0848
  2001:  26.9977  2002:  27.9426  2003:  28.9206  2004:  29.9329
  2005:  30.9805  2006:  22.0648  2007:  33.1871  2008:  34.3486
  2009:  38.5508  2010:  36.7951  2011:  38.0829  2012:  39.4158
  2013:  40.7954  2014:  42.2232  2015:  43.7011  2016:  45.2306


UACM
DESCRIBED AS COMMON AREA MAINTENANCE RATE FOR UNITED ARTISTS
1997 VALUE -           1.61
1998 VALUE -           1.66
1999 VALUE -           1.72
2000 VALUE -           1.97
THEREAFTER - GROWING AT GROWTH RATE CPIG

  1997:  1.6100  1998:  1.6600  1999   1.7200  2000:  1.9700
  2001:  2.0390  2002:  2.1103  2003:  2.1842  2004:  2.2606
  2005:  2.3397  2006:  2.4216  2007:  2.5064  2008:  2.5941
  2009:  2.6849  2010:  2.7789  2011:  2.8761  2012:  2.9768
  2013:  3.0810  2014:  3.1888  2016:  3.3004  2016.  3.4160


LRGR
DESCRIBED AS LARGE TENANT MARKET RENTS
1997 VALUE -    20.00
THEREAFTER - GROWING AT GROWTH RATE GRNT

  1997:  20.0000  1998:  20.2920  1999:  21.0022  2000:  21.7373
  2001:  22.4981  2002:  23.2855  2003:  24.1005  2004:  24.9440
  2005:  25.8171  2006:  26.7207  2007:  27.6559  2008:  28.6239
  2009:  29.6257  2010:  30.6626  2011:  31.7358  2012:  32.8465
  2013:  33.9962  2014:  38.1860  2015:  36.4175  2016:  37.6922


ANCR
DESCRIBED AS ANCHOR TENANT MARKET RENTS
1997 VALUE -    15.00
THEREAFTER - GROWING AT GROWTH RATE GRNT

  1997:  15.0000  1998:  15.2190  1999:  15.7517  2000:  16.3030
  2001:  16.8736  2002:  17.4642  2003:  18.0754  2004:  18.7080
  2005:  19.3628  2006:  20.0405  2007:  20.7419  2008:  21.4679
  2009:  22.2193  2010:  22.9969  2011:  23.8018  2012:  24.6349
  2013:  25.4971  2014:  26.3895  2015:  27.3132  2016:  28.2691


MK27
1997 VALUE -    27.00
THEREAFTER - GROWING AT GROWTH RATE GRNT

  1997:  27.0000  1998:  27.3942  1999:  28.3530  2000:  29.3454
  2001:  30.3724  2002:  31.4355  2003:  32.5357  2004:  33.6745
  2005:  34.8531  2006:  36.0729  2007:  37.3355  2008:  38.6422
  2009:  39.9947  2010:  41.3945  2011:  42.8433  2012:  44.3428
  2013:  45.8948  2014:  47.5011  2015:  49.1637  2016:  50.8844


MK23
1997 VALUE -    23.00   -
THEREAFTER - GROWING AT GROWTH RATE GRNT

  1997:  23.0000  1998:  23.3358  1999:  24.1526  2000:  24.9979
  2001:  25.8728  2002:  26.7784  2003:  27.7156  2004:  28.6857
  2005:  29.6896  2006:  30.7288  2001:  31.8043  2008:  32.9174
  2009:  34.0696  2010:  35.2620  2011:  36.4962  2012:  37.7735
  2013:  39.0956  2014:  40.4639  2015:  41.8802  2016:  43.3460


MK26
1997 VALUE -    26.50
THEREAFTER - GROWING AT GROWTH RATE GRNT

  1997:  26.5000  1998:  26.8869  1999:  27.8279  2000:  28.8019
  2001:  29.8100  2002:  30.8533  2003:  31.9332  2004:  33.0509
  2005:  34.2076  2006:  35.4049  2007:  36.6441  2068:  37.9266
  2009:  39.2541  2010:  40.6279  2011:  42.0499  2012:  43.5217
  2013:  45.0449  2014:  46.6215  2015:  48.2532  2016:  49.9421


MK25
1997 VALUE -    25.00
THEREAFTER - GROWING AT GROWTH RATE GRNT

  1997:  25.0000  1998:  25.3650  1999:  26.2528  2000:  27.1716
  2001:  28.1226  2002:  29.1069  2003:  30.1257  2004:  31.1801
  2005:  32.2714  2006:  33.4009  2007:  34.5699  2008:  35.7798
  2009:  37.0321  2010:  38.3282  2011:  39.6697  2012:  41.0582
  2013:  42.4952  2014:  43.9825  2015:  45.5219  2016:  47.1152


BBBB
DESCRIBED AS COMMON AREA MAINTENANCE FOR BED BATH & BEYOND
1997 VALUE -     1.25
THEREAFTER - GROWING AT GROWTH RATE CPIG

  1997:  1.2500  1998:  1.2937  1999:  1.3390  2000:  1.3859
  2001:  1.4344  2002:  1.4846  2003:  1.5366  2004:  1.5903
  2005:  1.6460  2006:  1.7036  2007:  1.7632  2008:  1.8250
  2009:  1.8888  2010:  1.9549  2011:  2.0234  2012:  2.0942
  2013:  2.1675  2014:  2.2433  2015:  2.3219  2016:  2.4031


TIN
DESCRIBED AS TENANT IMPROVEMENT ALLOWANCE FOR NEW TENANTS
1997 VALUE -   15.00
THEREAFTER - GROWING AT GROWTH RATE CPIG

  1997:  15.0000  1998:  15.5250  1999:  16.0684  2000:  16.6308
  2001:  17.2128  2002:  17.8153  2003:  18.4388  2004:  19.0842
  2005:  19.7521  2006:  20.4435  2007:  21.1590  2008:  21.8995
  2009:  22.6660  2010:  23.4593  2011:  24.2804  2012:  25.1302
  2013:  26.0098  2014:  26.9201  2015:  27.8623  2016:  28.8375


TIR
DESCRIBED AS TENANT IMPROVEMENT ALLOWANCE FOR RENEWAL TENANTS
1997 VALUE -    2.00
THEREAFTER - GROWING AT GROWTH RATE CPIG

  1997:  2.0000  1998:  2.0700  1999:  2.1424  2000:  2.2174
  2001:  2.2950  2002:  2.3754  2003:  2.4585  2004:  2.5446
  2005:  2.6336  2006:  2.7258  2007:  2.8212  2008:  2.9199
  2009:  3.0221  2010:  3.1279  2011.  3.2374  2012.  3.3507
  2013:  3.4680  2014:  3.5893  2015:  3.7150  2016:  3.8450


SAFC
1997 VALUE -     1.00
THEREAFTER - GROWING AT GROWTH RATE SFWY

  1997:  1.0000  1998:  1.0000  1999:  1.0000  2000:  1.2500
  2001:  1.2500  2002:  1.2500  2003:  1.2500  2004:  1.2500
  2005:  1.5625  2006:  1.5625  2007:  1.5625  2008:  1.5625
  2009:  1.5625  2010:  1.9531  2011:  1.9531  2012:  1.9531
  2013:  1.9531  2014:  1.9531  2015:  2.4414  2016:  2.4414


MISCELLANEOUS INCOMES
---------------------

OTHER INCOME
1997 VALUE -  12,700
THEREAFTER - GROWING AT GROWTH RATE CP12

  1997:  12,700  1998:  12,954  1999:  13,213  2000:  13,477
  2001:  13,747  2002:  14,022  2003:  14,302  2004:  14,588
  2005:  14,880  2006:  15,178  2007:  15,481  2008:  15,791
  2009:  16,107  2010:  16,429  2011:  16,757  2012:  17,093
  2013:  17,434  2014:  17,783  2015:  18,139  2016:  18,501


EXPENSES
--------

COMMON AREA     , REFERRED TO AS CAMX
AN INFORMATIONAL EXPENSE
+100.0% OF CAME+100.0% OF UTLE
+100.0% OF G&AE

  1997:  331,200  1998:  342,792  1999:  354,790  2000:  367,207
  2001:  380,060  2002:  393,362  2003:  407,129  2004:  421,379
  2005:  436,127  2006:  451,392  2007:  467,190  2008:  483,542
  2009:  800,466  2010:  517,982  2011:  536,112  2012:  554,875
  2013:  574,296  2014:  594,396  2015:  615,200  2016:  636,732


REAL ESTATE TAXES , REFERRED TO AS TAXX
CHARGED AGAINST NET OPERATING INCOME
1997 VALUE - 547,622
THEREAFTER - GROWING AT GROWTH RATE CPIG

  1997:  547,622  1998:  566,789  1999:  586,626  2000:  607,158
  2001:  628,409  2002:  650,403  2003:  673,167  2004:  696,728

  2005:  721,113  2006:  746,352  2007:    772,475  2008:    799,511
  2009:  827,494  2010:  896,456  2011:    886,432  2012:    917,457
  2013:  949,568  2014:  982,803  2015:  1,017,201  2016:  1,052,803


INSURANCE       , REFERRED TO AS INSX
CHARGED AGAINST NET OPERATING INCOME
MARKET RATE INSR MULTIPLIED BY AREA MEASURE GLA

  1997:   70,088  1998:   72,541  1999:   75,080  2000:   77,707
  2001:   80,427  2002:   83,242  2003:   86,156  2004:   89,171
  2005:   92,292  2006:   95,522  2007:   98,866  2008:  102,326
  2009:  105,907  2010:  109,614  2011:  113,451  2012:  117,421
  2013:  121,531  2014:  125,785  2015:  130,187  2016:  134,744

MANAGEMENT FEE  , REFERRED TO AS MGMT
AN INFORMATIONAL EXPENSE

1997 VALUE -  116,201
1998 VALUE -  118,674
1999 VALUE -  121,223
2000 VALUE -  123,437
2001 VALUE -  124,791
2002 VALUE -  125,577
2003 VALUE -  125,855
2004 VALUE -  126,903
2005 VALUE -  131,669
2006 VALUE -  137,798
2007 VALUE -  136,909
2008 VALUE -  137,013
2009 VALUE -  138,972
2010 VALUE -  139,881
2011 VALUE -  147,805
2012 VALUE -  146,531
2013 VALUE -  149,462
2014 VALUE -  147,865
2015 VALUE -   88,163
2016 VALUE -   97,922
THEREAFTER - CONSTANT

  1997:  116,201  1998:  118,674  1999:  121,223  2000:  123,437
  2001:  124,791  2002:  125,577  2003:  125,855  2004:  126,903
  2005:  131,669  2006:  137,798  2007:  136,909  2008:  137,013
  2009:  138,972  2010:  139,881  2011:  147,805  2012:  146,531
  2013:  149,462  2014:  147,865  2015:   88,163  2016:   97,922

CAM & FEES + 15%  , REFERRED TO AS CF15
DESCRIBED AS 115% CAM + SOME MANAGEMENT FEE
AN INFORMATIONAL EXPENSE
+115.0% OF CAMX +57.5% OF MGMT

  1997:  447,695  1996:  462,448  1999:  477,711  2000:  493,265
  2001:  508,823  2002:  524,573  2003:  540,565  2004:  557,555
  2005:  577,256  2006:  598,334  2007:  615,992  2008:  634,856
  2009:  655,445  2010:  676,111  2011:  701,516  2012:  722,362
  2013:  746,381  2014:  768,578  2015:  758,174  2016:  788,547


TAXES + 15%     , REFERRED TO AS TX15
DESCRIBED AS TAXES + ADMIN 15%
AN INFORMATIONAL EXPENSE
+115.0% OF TAXX

  1997:  629,765  1998:  651,807  1999:    674,620  2000:    698,232
  2001:  722,670  2002:  747,963  2003:    774,142  2004:    801,237
  2005:  829,280  2006:  855,305  2007:    888,346  2008:    919,438
  2009:  951,618  2010:  984,925  2011:  1,019,397  2012:  1,059,076

  2013:  1,092,004  2014:  1,130,224  2015:  1,169,782  2016:  1,210,724

INSURANCE + 15%   , REFERRED TO AS IN15
DESCRIBED AS INSURANCE + ADMIN 15%
AN INFORMATIONAL EXPENSE
+115.0% OF IN5X

  1997:   80,601  1998:   83,422  1999:   86,342  2000:   89,364
  2001:   92,491  2002:   95,729  2003:   99,079  2004:  102,547
  2005:  106,136  2006:  109,851  2007:  113,695  2008:  117,675
  2009:  121,793  2010:  126,056  2011:  130,468  2012:  135,035
  2013:  139,761  2014:  144,652  2015:  149,715  2016:  154,955


CAM + 7%        , REFERRED TO AS CA07
DESCRIBED AS CAM + ADMIN 7%
AN INFORMATIONAL EXPENSE
+107.0% OF CAMX

  1997:  354,384  1998:  366,787  1999:  379,625  2000:  392,912
  2001:  406,664  2002:  420,897  2003:  435,628  2004:  450,875
  2005:  466,656  2006:  482,989  2007:  499,894  2008:  517,390
  2009:  535,498  2010:  554,241  2011:  573,639  2012:  593,717
  2013:  614,497  2014:  636,004  2015:  658,264  2016:  681,303


STD RECOVERY @ 15%, REFERRED TO AS SR15
DESCRIBED AS STANDARD RECOVERY: CF15+ 115% TAX + 115% INSURANCE
AN INFORMATIONAL EXPENSE
+100.0% OF CF15+100.0% OF TX15
+100.0% OF IN15

  1997:  1,158,062  1998:  1,197,677  1999:  1,238,673  2000:  1,280,861
  2001:  1,323,985  2002:  1,368,265  2003:  1,413,786  2004:  1,461,339
  2005:  1,512,672  2006:  1,566,490  2007:  1,618,033  2008:  1,671,968
  2009:  1,728,856  2010:  1,787,092  2011:  1,851,381  2012:  1,912,472
  2013:  1,978,146  2014:  2,043,454  2015:  2,077,671  2016:  2,154,226


CAM + 15%       , REFERRED TO AS CA15
DESCRIBED AS CAM + ADMIN 15%
AN INFORMATIONAL EXPENSE
+115.0% OF CAMX

  1997:  380,880  1998:  394,211  1999:  408,008  2000:  422,288
  2001:  437,069  2002:  452,366  2003:  468,199  2004:  484,586
  2005:  501,546  2006:  519,100  2007:  537,269  2008:  556,073
  2009:  575,536  2010:  595,679  2011:  616,528  2012:  638,107
  2013:  660,440  2014:  683,556  2015:  707,480  2016:  732,242


CAM + 8%        , REFERRED TO AS CA08
DESCRIBED AS CAM + ADMIN 8%
AN INFORMATIONAL EXPENSE
+108.0% OF CAMX

  1997:  357,696  1998:  370,215  1999:  383,173  2000:  396,584
  2001:  410,464  2002:  424,831  2003:  439,700  2004:  455,089
  2005:  471,017  2006:  487,503  2007:  504,565  2008:  522,225
  2009:  540,503  2010:  559,421  2011:  579,000  2012:  599,265
  2013:  620,240  2014:  841,948  2015:  664,416  2016:  687,671


CAM + 10%       , REFERRED TO AS CA10
DESCRIBED AS CAM + ADMIN 10%
AN INFORMATIONAL EXPENSE
+110.0% OF CAMX

  1997:  364,320  1998:  377,071  1999:  390,269  2000:  403,928
  2001:  418,066  2002:  432,698  2003:  447,842  2004:  463,517
  2005:  479,740  2006:  496,531  2007:  513,909  2008:  531,896
  2009:  550,512  2010:  569,780  2011:  589,723  2012:  610,363
  2013:  631,726  2014:  653,836  2015:  676,720  2016:  700,405


CAM & FEES      , REFEREED TO AS CA00
DESCRIBED AS CAN + 50% MANAGEMENT FEE
AN INFORMATIONAL EXPENSE
+100.0% OF CAMX +50.0% OF MGMT

  1997:  389,300  1998:  402,129  1999:  415,401  2000:  428,926
  2001:  442,455  2002:  456,150  2003:  470,057  2004:  484,830
  2005:  501,961  2006:  520,291  2007:  535,645  2008:  552,048
  2009:  569,952  2010:  557,923  2011:  610,014  2012:  628,141
  2013:  649,027  2014:  668,329  2015:  659,282  2016:  685,693


INSURANCE + 8%    , REFERRED TO AS IN08
DESCRIBED AS INSURANCE + ADMIN 8%
AN INFORMATIONAL EXPENSE
+108.0% OF INSX

  1997:   75,695  1998:   78,344  1999:   81,086  2000:   83,924
  2001:   86,861  2002:   89,902  2003:   93,048  2004:   96,305
  2005:   99,675  2006:  103,164  2007:  106,775  2008:  110,512
  2009:  114,380  2010:  118,383  2011:  122,527  2012:  126,815
  2013:  131,254  2014:  135,847  2015:  140,602  2016:  145,523


BED BATH CAM    , REFERRED TO AS BBBE
DESCRIBED AS BED BATH & BEYOND PASSTHROUGH OF CAM
AN INFORMATIONAL EXPENSE
MARKET RATE BBBR MULTIPLIED BY AREA MEASURE BBB

  1997:  49,586  1998:  51,322  1999:  53,118  2000:  54,977
  2001:  56,901  2002:  58,893  2003:  60,954  2004:  63,088
  2005:  65,296  2006:  67,581  2001:  69,946  2008:  72,394
  2009:  74,928  2010:  77,551  2011:  80,265  2012:  83,074
  2013:  85,982  2014:  88,991  2015:  92,106  2016:  95,330

LIABILITY INSUR  , REFERRED TO AS LIAE
DESCRIBED AS LIABILITY INSURANCE ONLY
AN INFORMATIONAL EXPENSE +67.0% OF INSX

  1997:  46,959  1998:  48,602  1999:  50,303  2000:  52,064
  2001:  53,886  2002:  55,772  2003:  57,724  2004:  59,745
  2005:  61,836  2006:  64,000  2007:  86,240  2008:  68,558
  2009:  70,958  2010:  73,441  2011:  76,012  2012:  78,672
  2013:  81,426  2014:  84,276  2015:  87,225  2016:  90,278


UA CAM COSTS    , REFERRED TO AS UACE
DESCRIBED AS UNITED ARTISTS CAM EXPENSE BASIS
AN INFORMATIONAL EXPENSE
MARKET RATE UACM MULTIPLIED BY AREA MEASURE GLA

  1997:  408,845  1998:  421,542  1999:  436,779  2000:  500,264
  2001:  517,773  2002:  535,895  2003:  554,651  2004:  674,064
  2005:  594,156  2006:  614,952  2007:  636,475  2005:  658,752
  2009:  881,808  2010:  705,671  2011:  730,370  2012:  755,933
  2013:  782,390  2014:  809,774  2015:  838,116  2016:  867,450

NON-RECOVERABLE    , REFERRED TO AS NONE
DESCRIBED AS NON-RECOVERABLE ADMINISTRATIVE COSTS
CHARGED AGAINST NET OPERATING INCOME

1997 VALUE -    38,100
THEREAFTER - GROWING AT GROWTH RATE CPIG

  1997:  38,100  1998:  39,434  1999:  40,814  2000:  42,242
  2001:  43,721  2002:  45,251  2003:  46,835  2004:  48,474
  2005:  50,170  2006:  51,926  2007:  53,744  2008:  55,625
  2009:  57,572  2010:  59,587  2011:  61,672  2012:  63,831
  2013:  66,065  2014:  68,377  2015:  70,770  2016:  73,247

LIABILITY +8%   , REFERRED TO AS LI8%
DESCRIBED AS MARKETING AND ADVERTISING
AN INFORMATIONAL EXPENSE
+108.0% OF LIAE

  1997:  50,715  1998:  52,491  1999:  54,328  2000:  56,229
  2001:  58,197  2002:  60,234  2003:  62,342  2004:  64,524
  2005:  66,783  2006:  69,120  2007:  71,539  2008:  74,043
  2009:  76,635  2010:  79,317  2011:  82,093  2012:  84,966
  2013:  87,940  2514:  91,018  2015:  94,203  2016:  97,500


SAFEWAY CAM + MGMT, REFERRED TO AS SAFC
AN INFORMATIONAL EXPENSE
MARKET RATE SAFC MULTIPLIED BY AREA MEASURE SAFA

  1997:   61,322  1998:   61,322  1999:  61,322   2000:   76,653
  2001:   76,653  2002:   76,653  2003:  76,653   2004:   76,653
  2005:   95,816  2006:   95,816  2007:  95,816   2008:   95,816
  2009:   95,816  2010:  119,770  2011: 119,770   2012:  119,770
  2013:  119,770  2014:  119,770  2015: 149,712   2016:  149,712


CAM EXPENSES    , REFERRED TO AS CAME
CHARGED AGAINST NET OPERATING INCOME
1997 VALUE -   255,000
THEREAFTER - GROWING AT GROWTH RATE CPIG

  1997:  255,000  1998:  263,925  1999:  273,162  2000:  252,723
  2001:  292,618  2002:  302,860  2003:  313,460  2004:  324,431
  2005:  335,786  2006:  347,539  2007:  359,703  2008:  372,292
  2009:  395,322  2010:  398,809  2011:  412,767  2012:  427,214
  2013:  442,166  2014:  457,642  2015:  473,660  2016:  490,238


UTILITIES       , REFERRED TO AS UTLE
CHARGED AGAINST NET OPERATING INCOME
1997 VALUE -    63,500
THEREAFTER - GROWING AT GROWTH RATE CPIG

  1997:  63,500  1998:  65,723  1999:  68,023  2000:  70,404
  2001:  72,868  2002:  75,418  2003:  78,058  2004:  80,790
  2005:  83,617  2006:  86,544  2007:  89,573  2008:  92,708
  2009:  95,953  2010:  99,311  2011: 102,787  2012: 106,385
  2013: 110,108  2014: 113,962  2015: 117,951  2016: 122,079

GENERAL & ADMINIST, REFERRED TO AS G&AE
CHARGED AGAINST NET OPERATING INCOME
1997 VALUE -     12,700
THEREAFTER - GROWING AT GROWTH RATE CPIG

  1997:  12,700  1998:  13,145  1999:  13,605  2000:  14,081
  2001:  14,574  2002:  15,084  2003:  15,612  2004:  16,158
  2005:  16,723  2006:  17,309  2007:  17,915  2008:  18,542

  2009:   19,191  2010:   19,862  2011:  20,557  2012:   21,277
  2013:   22,022  2014:   22,792  2018:  23,590  2016:   24,416

VACANCY ALLOWANCE

PERCENTAGE OF POTENTIAL GROSS INCOME
FOR ALL TENANTS SUBJECT TO VACANCY
1997 VALUE - 3.00
1998 VALUE - 3.00
THEREAFTER - CONSTANT

MANAGEMENT FEE

PERCENTAGE OF MINIMUM AND PERCENTAGE RENTS ONLY
FOR ALL TENANTS
PASSED THROUGH TO TENANTS USING EXPENSE MGMT
1997 VALUE -    3.00
THEREAFTER - CONSTANT

COMMISSION CALCULATIONS

STANDARD METHOD #1 - 0.000% OF TOTAL RENT

STANDARD METHOD #2 - 0.000% OF TOTAL RENT

STANDARD METHOD #3 - 0.000% OF TOTAL RENT

STANDARD METHOD #4 - 0.000% OF TOTAL RENT

STANDARD METHOD #5 - 0.000% OF TOTAL RENT


COMMISSION PAYOUTS

STANDARD METHOD #1 - CASHED OUT

STANDARD METHOD #2 - CASHED OUT

STANDARD METHOD #3 - CASHED OUT

STANDARD METHOD #4 - CASHED OUT

STANDARD METHOD #5 - CASHED OUT

ALTERATION CALCULATION

NONE

ALTERATION PAYOUTS

STANDARD METHOD #1 - CASHED DUE

STANDARD METHOD #2 - CASHED OUT

STANDARD METHOD #3 - CASHED OUT

STANDARD METHOD #4 - CASHED OUT

STANDARD METHOD #5 - CASHED OUT

COMMON AREA MAINTENANCE POOL

NONE

CAPITAL EXPENDITURES

CAPITAL RESERVE
MARKET RATE RESV MULTIPLIED BY AREA MEASURE GLA

  1997:   38,091   1998:    39,424   1999: 40,804   2000:   42,232
  2001:   43,710   2002:    45,240   2003: 46,824   2004:   48,463
  2005:   50,159   2005:    51,914   2007: 53,731   2008:   55,612
  2009:   57,558   2010:    59,573   2011: 61,658   2012:   63,816
  2013:   66,049   2014:    68,361   2015: 70,754   2016:   73,230


OFFSITE PROFFERS

1997 VALUE -     0.00
1998 VALUE -   60,000
1999 VALUE -     0.00
THEREAFTER - CONSTANT

  1997:        0  1998:   60,000  1999:       0  2000:        0
  2001:        0  2002:        0  2003:       0  2004:        0
  2005:        0  2006:        0  2007:       0  2008:        0
  2009:        0  2010:        0  2011:       0  2012:        0
  2013:        0  2014:        0  2015:       0  2016:        0


PRIMARY CLASSIFICATION CODES

    1 - ANCHORS
    2 - IN-LINE SHOPS
    3 - OUTPARCELS
    4 - OP GROUND LEASES
    5 - SALES

SECONDARY CLASSIFICATION CODES

    1 - VACANCY LOSS

COST CENTERS

    1 - COMMON AREA
    2 - TAXES
    3 - INSURANCE

SALES VOLUME PROFILE

         PERCENT OF   RELATIVE
MONTH   ANNUAL SALES  VOLUME

JAN         8.33%        1.00
FEB         8.33%        1.00
MAR         8.33%        1.00
APR         8.33%        1.00
MAY         8.33%        1.00
JUN         8.33%        1.00
JUL         8.33%        1.00
AUG         8.33%        1.00
SEP         8.33%        1.00
OCT         8.33%        1.00
NOV         8.33%        1.00
DEC         8.33%        1.00
          ------        -----
TOTALS    100.00%       12.00


GLOBAL RECOVERIES

CAM & FEES + 15%     , REFERRED TO AS CF15
ASSIGNED TO COST CENTER  1 - COMMON AREA
PRO RATA SHARE RECOVERY OF EXPENSE CF15
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE TGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

TAXES + 15%     , REFERRED TO AS TX15
ASSIGNED TO COST CENTER  2 - TAXES
PRO RATA SHARE RECOVERY OF EXPENSE TX15
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE TGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

INSURANCE + 15%     , REFERRED TO AS IN15
ASSIGNED TO COST CENTER  3 - INSURANCE
PRO RATA SHARE RECOVERY OF EXPENSE IN15
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE RGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

RHCC

GLOBAL GROUPING
GLOBAL RECOVERY CF15
GLOBAL RECOVERY TX15
GLOBAL RECOVERY IN15

CAM + 15%     , REFERRED TO AS CA15
ASSIGNED TO COST CENTER  1 - COMMON AREA
PRO RATA SHARE RECOVERY OF EXPENSE CA15
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE TGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

CAM + 10%       , REFERRED TO AS CAlO
ASSIGNED TO COST CENTER  1 - COMMON AREA
PRO RATA SHARE RECOVERY OF EXPENSE CAlO
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE TGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

COMMON AREA     , REFERRED TD AS CAMX
ASSIGNED TO COST CENTER  1 - COMMON AREA
PRO RATA SHARE RECOVERY OF EXPENSE CAMX

PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE TGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

REAL ESTATE TAXES , REFERRED TO AS TAXX
ASSIGNED TO COST CENTER  2 - TAXES
PRO RATA SHARE RECOVERY OF EXPENSE TAXX
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE TGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

INSURANCE       , REFERRED TO AS INSX
ASSIGNED TO COST CENTER  3 - INSURANCE
PRO RATA SHARE RECOVERY OF EXPENSE INSX
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE RGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

GA10
GLOBAL GROUPING
GLOBAL RECOVERY CAlO
GLOBAL RECOVERY TAXX
GLOBAL RECOVERY INSX

GAl5
GLOBAL GROUPING
GLOBAL RECOVERY CA15
GLOBAL RECOVERY TAXX
GLOBAL RECOVERY INSX

TENANT PROLOGUE

MINIMUM RENTS:
SPECIFIED AMOUNTS INTERPRETED AS AMOUNTS/SQUARE FOOT/YEAR
MARKET RATES INTERPRETED AS AMOUNTS/SQUARE FOOT/YEAR

SALES VOLUMES AND BREAKPOINTS:
SPECIFIED AMOUNTS INTERPRETED AS AMOUNTS/SQUARE FOOT/YEAR
MARKET RATES INTERPRETED AS AMOUNTS/SQUARE FOOT/YEAR

RENEWAL RENTS ARE COMPOUNDED ANNUALLY
RELETTING DOWNTIME AND EXPENSES ARE NOT CONDITIONAL ON GOING TO MARKET

REFERENCE TENANTS

NONE

                      FAIRFAX TOWNE CENTER 1997 UPD (7130)
                            PROJECT DESIGNATOR: 7130
                            REVISION: 7/27/97 @ 16:23
                           PROJECT ASSUMPTIONS REPORT
                                FOR TENANTS ONLY
                             INCLUDING ALL TENANTS

TENANTS

THERE ARE A TOTAL OF 17 LEASEHOLD TENANT (S)

# 1 - SUITE 12200 , SAFEWAY
BASE LEASE DATES: 11/1994 TO 11/2019
TYPE OF TENANT:    RETAIL
SQUARE FOOTAGE:    61,322
PRIMARY CODE,           1 - ANCHORS
MARKET RATE: ANCR
NOT SUBJECT TO VACANCY ALLOWANCE

MINIMUM RENT:
INITIAL RENT - 12.00/SF/YR
CHANGING TO - 12.50/SF/YR ON 12/2004
CHANGING TO - 13.00/SF/YR ON 12/2009
CHANGING TO - 13.50/SF/YR ON 12/2014
CHANGING TO - 14.00/SF/YR ON 12/2019

PERCENTAGE RENT:
INITIAL SALES - 340.00/SF/YR
THEREAFTER   - GROWING AT  2.00%
WITH A NATURAL BREAKPOINT PLUS MINIMUM RENT
  1.00% OF OVERAGE TO A CEILING OF 81.54/SF/YR
  0.00% OF OVERAGE TO A CEILING OF  0.00/SF/YR
  0.00% OF OVERAGE TO A CEILING OF  0.00/SF/YR
  0.75% OF OVERAGE TO AN UNLIMITED CEILING

RECAPTURES:    NONE

RECOVERIES:

SAFEWAY CAM + MGMT
ASSIGNED TO COST CENTER  1 - COMMON AREA
PRO RATA SHARE RECOVERY OF EXPENSE SAFC
BASED ON AN ABSOLUTE PERCENTAGE OF 108.00%
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

REAL ESTATE TAXES
ASSIGNED TO COST CENTER  2 - TAXES
PRO RATA SHARE RECOVERY OF EXPENSE TAXX
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE TGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

LIABILITY +8%
ASSIGNED TO COST CENTER  3 - INSURANCE
PRO RATA SHARE RECOVERY OF EXPENSE L18%
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE TGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

COMMISSIONS: NONE

ALTERATIONS: NONE

                                                                       __PAGE  2

SPECULATIVE RENEWALS: NONE

--------------------------------------------------------------------------------

# 2 - SUITE 12100 , BED BATH & BEYOND
BASE LEASE DATES: 11/1994 TO 1/2010
TYPE OF TENANT: RETAIL
SQUARE FOOTAGE: 39,669
PRIMARY CODE: 1 - ANCHORS
MARKET RATE: ANCR
NOT SUBJECT TO VACANCY ALLOWANCE

MINIMUM RENT:
INITIAL RENT -   14.50/SF/YR
CHANGING TO  -   15.50/SF/YR ON 12/1999
CHANGING TO  -   16.65/SF/YR ON 12/2004

PERCENTAGE RENT:
INITIAL SALES - 135.00/SF/YR
THEREAFTER - GROWING AT 2.00%
WITH A NATURAL BREAKPOINT PLUS MINIMUM RENT
  4.00% OF OVERAGE TO AN UNLIMITED CEILING

RECAPTURES: NONE

RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY TAXX

GLOBAL GROUPING
GLOBAL RECOVERY INSX

BED BATH CAM
ASSIGNED TO COST CENTER    1 - COMMON AREA
PRO RATA SHARE RECOVERY OF EXPENSE BBBE
BASED ON AN ABSOLUTE PERCENTAGE OF 100.00%
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

COMMISSIONS: NONE

ALTERATIONS: NONE

OPTION 1 DATES:     2/2010 TO  1/2015
SQUARE FOOTAGE:     39,669

MINIMUM RENT:
INITIAL RENT -  17.65/SF/YR

PERCENTAGE RENT:
INITIAL SALES - CONTINUED FROM PRIOR TERM
THEREAFTER    - GROWING AT   0.00%
WITH A NATURAL BREAKPOINT PLUS MINIMUM RENT
  4.00% OF OVERAGE TO AN UNLIMITED CEILING

RECAPTURES:    NONE

RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY TAXX

GLOBAL GROUPING
GLOBAL RECOVERY INSX

BED BATH CAM
ASSIGNED TO COST CENTER  1 - COMMON AREA
PRO RATA SNARE RECOVERY OF EXPENSE BBBE
BASED ON AM ABSOLUTE PERCENTAGE OF 100.00%
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

COMMISSIONS: MARKET RATE /
PAYOUT:      CASHED OUT

ALTERATIONS: MARKET RATE TIB
PAYOUT:      CASHED OUT

SPECULATIVE RENEWALS: NONE

# 3 - SUITE 12170    , TJ MAXX
BASE LEASE DATES: 12/1994 TO 11/2009
TYPE OF TENANT: RETAIL
SQUARE FOOTAGE: 37,246
PRIMARY CODE: 1 - ANCHORS
MARKET RATE: ANCR
NOT SUBJECT TO VACANCY ALLOWANCE

MINIMUM RENT:
INITIAL RENT - 8.28/SF/YR
CHANGING TO - 8.78/SF/YR ON 12/2004
CHANGING TO - 9.28/SF/YR ON 12/2009

PERCENTAGE RENT:
INITIAL SALES - 129.00/SF/YR
THEREAFTER - GROWING AT 2.00%
INITIAL BREAKPOINT - 222.00/SF/YR
CHANGING TO - 243.00/SF/YR ON 12/2004
CHANGING TO - 263.00/SF/YR ON 12/2009
  2.00% OF OVERAGE TO AN UNLIMITED CEILING

RECAPTURES: NONE

RECOVERIES:

COMMON AREA
ASSIGNED TO COST CENTER  1 - COMMON AREA
PRO RATA SHARE RECOVERY OF EXPENSE CAMX
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE RGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

REAL ESTATE TAXES
ASSIGNED TO COST CENTER 2 - TAXES
PRO RATA SHARE RECOVERY OF EXPENSE TAXX
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE TGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

LIABILITY INSUR
ASSIGNED TO COST CENTER  3 - INSURANCE
PRO RATA SHARE RECOVERY OF EXPENSE LIAE
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE TGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

COMMISSIONS: NONE

ALTERATIONS: NONE

OPTION 1 DATES: 12/2009 TO 11/2014
SQUARE FOOTAGE: 37,246

MINIMUM RENT:
INITIAL RENT - 9.28/SF/YR

PERCENTAGE RENT:
INITIAL SALES - CONTINUED FROM PRIOR TERM
THEREAFTER - GROWING AT 2.00%
INITIAL BREAKPOINT - 222.00/SF/YR
CHANGING TO - 243.00/SF/YR ON 12/2004
CHANGING TO - 263.00/SF/YR ON 12/2009
  2.00% OF OVERAGE TO AN UNLIMITED CEILING

RECAPTURES:    NONE

RECOVERIES:

COMMON AREA
ASSIGNED TO COST CENTER  1 - COMMON AREA
PRO RATA SHARE RECOVERY OF EXPENSE CAMX
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE RGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

REAL ESTATE TAXES
ASSIGNED TO COST CENTER  2 - TAXES
PRO RATA SNARE RECOVERY OF EXPENSE TAXX
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE TGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

LIABILITY INSUR
ASSIGNED TO COST CENTER  3 - INSURANCE
PRO RATA SHARE RECOVERY OF EXPENSE LIAE
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE TGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

COMMISSIONS: NONE

ALTERATIONS: NONE

SPECULATIVE RENEWALS: NONE

# 4 - SUITE 12110      , UNITED ARTISTS
BASE LEASE DATES: 1/1995 TO 12/2014
TYPE OF TENANT: RETAIL
SQUARE FOOTAGE: 47,230
PRIMARY CODE: 1 - ANCHORS
MARKET RATE: ANCR
NOT SUBJECT TO VACANCY ALLOWANCE

MINIMUM RENT:
INITIAL RENT - 15.85/SF/YR
CHANGING TO - 18.00/SF/YR ON 1/2005
CHANGING TO - 19.00/SF/YR ON 1/2010

PERCENTAGE RENT:
INITIAL SALES - 72.00/SF/YR

THEREAFTER - GROWING AT 2.00%
INITIAL BREAKPOINT - 198.00/SF/YR
CHANGING TO - 225.00/SF/YR ON 1/2005
CHANGING TO - 238.00/SF/YR ON 1/2010
  4.00% OF OVERAGE TO AN UNLIMITED CEILING

RECAPTURES: NONE

RECOVERIES:

UA CAM COSTS
ASSIGNED TO COST CENTER    1 - COMMON AREA
PRO RATA SNARE RECOVERY OF EXPENSE UACE
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE GLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

REAL ESTATE TAXES
ASSIGNED TO COST CENTER    2 - TAXES
PRO RATA SNARE RECOVERY OF EXPENSE TAXX
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE TGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

INSURANCE
ASSIGNED TO COST CENTER    3 - INSURANCE
PRO RATA SHARE RECOVERY OF EXPENSE INSX
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE RGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

COMMISSIONS: NONE

ALTERATIONS: 1,050,000
PAYOUT: CASHED OUT

SPECULATIVE RENEWALS: NONE

# 5 - SUITE 12124    , TOWER RECORDS
BASE LEASE DATES: 12/Z994 TO 11/2009
TYPE OF TENANT: RETAIL
SQUARE FOOTAGE: 23,000
PRIMARY CODE: 1 - ANCHORS
MARKET RATE: LRGR
NOT SUBJECT TO VACANCY ALLOWANCE

MINIMUM RENT:
INITIAL RENT - 22.00/SF/YR
CHANGING TO - 23.65/SF/YR ON 12/1996
CHANGING TO - 25.30/SF/YR ON 12/1999
CHANGING TO - 29.10/SF/YR ON 12/2004

PERCENTAGE RENT:
INITIAL SALES - 1.00/SF/YR
THEREAFTER - GROWING AT 2.00%
WITH A NATURAL BREAKPOINT PLUS MINIMUM RENT
RECAPTURES: NONE

RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY GA15

COMMISSIONS: NONE

ALTERATIONS: 314,000
PAYOUT: CASHED OUT

SPECULATIVE RENEWALS:

         LENGTH      VACANT    SQ FT   MONTHS OF
TERM  YEARS. MONTHS  MONTHS  INCREASE  FREE RENT  COMMISSIONS  ALTERATIONS
----  -------------  ------  --------  ---------  -----------  -----------
  1       10.00         3      NONE        1          YES          YES

RENEWAL MINIMUM RENT:
MARKET RATE LRGR MULTIPLIED BY  1.000

WITH PERCENTAGE STEPS OF
10.00 AFTER MONTH 60
10.00 AFTER MONTH 60

RENEWAL PERCENTAGE RENT:
SALES AND OVERAGE PERCENTAGE(S) WILL CONTINUE FROM BASE LEASE

RENEWAL RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY GA15

RENEWAL COMMISSIONS: GROWTH RATE COMB
RENEWAL PAYOUT: CASHED OUT

RENEWAL ALTERATIONS: MARKET RATE TIB
RENEWAL PAYOUT: CASHED OUT

# 6  SUITE 12214  , CHESAPEAKE BAGEL
BASE LEASE DATES: 3/1995 TO 3/2005
TYPE OF TENANT: RETAIL
SQUARE FOOTAGE: 1,970
PRIMARY CODE: 2 - IN-LINE SHOPS
SECONDARY CODE: 1 - VACANCY LOSS
MARKET RATE: SMLR
SUBJECT TO VACANCY ALLOWANCE

MINIMUM RENT:
1998 VALUE -   26.00/SF/YR
THEREAFTER - GROWING AT 3.00%

PERCENTAGE RENT:
INITIAL SALES - 1.00/SF/YR
THEREAFTER - GROWING AT 2.00%
WITH A NATURAL BREAKPOINT PLUS MINIMUM RENT
  5.00% OF OVERAGE TO AN UNLIMITED CEILING

RECAPTURES: NONE

RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY RHCC

COMMISSIONS: NONE

ALTERATIONS: NONE

SPECULATIVE RENEWALS:

         LENGTH      VACANT    SQ FT   MONTHS OF
TERM  YEARS. MONTHS  MONTHS  INCREASE  FREE RENT  COMMISSIONS  ALTERATIONS
----  -------------  ------  --------  ---------  -----------  -----------
 1        7.00         3       NONE        1          YES          YES
 2        7.00         3       NONE        1          YES          YES

RENEWAL MINIMUM RENT:
MARKET RATE SMLR MULTIPLIED BY 1.000
WITH PERCENTAGE STEPS OF
15.00 AFTER MONTH 48

RENEWAL PERCENTAGE RENT:
SALES AND OVERAGE PERCENTAGE(S) WILL CONTINUE FROM BASE LEASE

RENEWAL RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY GA15

RENEWAL COMMISSIONS: GROWTH RATE COMB
RENEWAL PAYOUT: CASHED OUT

RENEWAL ALTERATIONS: MARKET RATE TIB
RENEWAL PAYOUT: CASHED OUT

# 7 - SUITE 12212     , FESTIVAL CLEANERS
BASE LEASE DATES: 12/1994 TO 11/1999
TYPE OF TENANT: RETAIL
SQUARE FOOTAGE: 1,750
PRIMARY CODE: 2 - IN-LINE SHOPS
SECONDARY CODE: 1 - VACANCY LOSS
MARKET RATE: SMLR
SUBJECT TO VACANCY ALLOWANCE

MINIMUM RENT:
1998 VALUE - 36.38/SF/YR
THEREAFTER - GROWING AT 5.00%
WITH 2 MONTHS OF FREE RENT

PERCENTAGE RENT:
INITIAL SALES - 1.00/SF/YR
THEREAFTER - GROWING AT 2.00%
WITH A NATURAL BREAKPOINT PLUS MINIMUM RENT
  5.00% OF OVERAGE TO AN UNLIMITED CEILING

RECAPTURES: NONE

RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY RHCC

COMMISSIONS: NONE

ALTERATIONS: NONE

SPECULATIVE RENEWALS:

         LENGTH      VACANT    SQ FT   MONTHS OF
TERM  YEARS. MONTHS  MONTHS  INCREASE  FREE RENT  COMMISSIONS  ALTERATIONS
----  -------------  ------  --------  ---------  -----------  -----------
 1        7.00         3       NONE        1          YES          YES
 2        7.00         3       NONE        1          YES          YES
 3        7.00         3       NONE        1          YES          YES

RENEWAL MINIMUM RENT:

MARKET RATE SMLR MULTIPLIED BY 1.000
WITH PERCENTAGE STEPS OF
10.00 AFTER MONTH 15

RENEWAL PERCENTAGE RENT:
SALES AND OVERAGE PERCENTAGE(S) WILL CONTINUE FROM BASE LEASE

RENEWAL RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY GAl5

RENEWAL COMMISSIONS: GROWTH RATE COMB
RENEWAL PAYOUT: CASHED OUT

RENEWAL ALTERATIONS: MARKET RATE TIB
RENEWAL PAYOUT: CASHED OUT

--------------------------------------------------------------------------------

# 8 - SUITE 12210       , PARCEL PLUS
BASE LEASE DATES: 11/1994 TO 11/1999
TYPE OF TENANT: RETAIL
SQUARE FOOTAGE: 820
PRIMARY CODE: 2 - IN-LINE SHOPS
SECONDARY CODE: 1 - VACANCY LOSS
MARKET RATE: MK27
SUBJECT TO VACANCY ALLOWANCE

MINIMUM RENT:
1998 VALUE -   28.64/SF/YR
THEREAFTER - GROWING AT  3.00%

PERCENTAGE RENT:
INITIAL SALES -   1.00/SF/YR
THEREAFTER   - GROWING AT  2.00%
WITH A NATURAL BREAKPOINT PLUS MINIMUM RENT
  0.00% OF OVERAGE TO AN UNLIMITED CEILING

RECAPTURES: NONE

RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY RHCC

COMMISSIONS: NONE

ALTERATIONS: NONE

SPECULATIVE RENEWALS:

         LENGTH      VACANT    SQ FT   MONTHS OF
TERM  YEARS. MONTHS  MONTHS  INCREASE  FREE RENT  COMMISSIONS  ALTERATIONS
----  -------------  ------  --------  ---------  -----------  -----------
 1        7.00          3      NONE        1          YES          YES
 2        7.00          3      NONE        1          YES          YES
 3        7.00          3      NONE        1          YES          YES

RENEWAL MINIMUM RENT:
MARKET RATE MK27 MULTIPLIED BY  1.000
WITH PERCENTAGE STEPS OF
15.00 AFTER MONTH 48

RENEWAL PERCENTAGE RENT:
SALES AND OVERAGE PERCENTAGE(S) WILL CONTINUE FROM BASE LEASE

RENEWAL RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY GA15

RENEWAL COMMISSIONS: GROWTH RATE COMB
RENEWAL PAYOUT: CASHED OUT
RENEWAL ALTERATIONS: MARKET RATE TIB
RENEWAL PAYOUT: CASHED OUT

# 9 - SUITE 12208       , SUPERCUTS
BASE LEASE DATES: 1/1995 TO 12/1999
TYPE OF TENANT: RETAIL
SQUARE FOOTAGE: 1,244
PRIMARY CODE: 2 - IN-LINE SHOPS
SECONDARY CODE: 1 - VACANCY LOSS
MARKET RATE: SMLR
SUBJECT TO VACANCY ALLOWANCE

MINIMUM RENT:
INITIAL RENT - 26.50/SF/YR
CHANGING TO - 28.00/SF/YR ON 1/1997

PERCENTAGE RENT:
INITIAL SALES - 1.00/SF/YR
THEREAFTER - GROWING AT 2.00%
WITH A NATURAL BREAKPOINT PLUS MINIMUM RENT
  5.00% OF OVERAGE TO AN UNLIMITED CEILING

RECAPTURES: NONE

RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY RHCC

COMMISSIONS: NONE

ALTERATIONS: NONE

SPECULATIVE RENEWALS:

         LENGTH      VACANT    SQ FT   MONTHS OF
TERM  YEARS. MONTHS  MONTHS  INCREASE  FREE RENT  COMMISSIONS  ALTERATIONS
----  -------------  ------  --------  ---------  -----------  -----------
 1        7.00         3       NONE        1          YES         YES
 2        7.00         3       NONE        1          YES         YES
 3        7.00         3       NONE        1          YES         YES

RENEWAL MINIMUM RENT:
MARKET RATE SMLR MULTIPLIED BY 1.000
WITH PERCENTAGE STEPS OF
15.00 AFTER MONTH 48

RENEWAL PERCENTAGE RENT:
SALES AND OVERAGE PERCENTAGE(S) WILL CONTINUE FROM BASE LEASE

RENEWAL RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY GA15

RENEWAL COMMISSIONS: GROWTH RATE COMB
RENEWAL PAYOUT: CASHED OUT

RENEWAL ALTERATIONS: MARKET RATE TIB
RENEWAL PAYOUT: CASHED OUT

--------------------------------------------------------------------------------
# 10 - SUITE 12186    , PICTURE PLACE
BASE LEASE DATES: 2/1995 TO 2/2000
TYPE OF TENANT: RETAIL
SQUARE FOOTAGE: 1,576
PRIMARY CODE: 2 - IN-LINE SHOPS
SECONDARY CODE: 1 - VACANCY LOSS
MARKET RATE: SMLR
SUBJECT TO VACANCY ALLOWANCE

MINIMUM RENT:
1998 VALUE -   26.00/SF/YR
THEREAFTER - GROWING AT  3.00%

PERCENTAGE RENT:
INITIAL SALES -    1.00/SF/YR
THEREAFTER   - GROWING AT  2.00%
WITH A NATURAL BREAKPOINT PLUS MINIMUM RENT
  5.00% OF OVERAGE TO AN UNLIMITED CEILING

RECAPTURES: NONE

RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY RHCC

COMMISSIONS: NONE

ALTERATIONS: NONE

SPECULATIVE RENEWALS:

         LENGTH      VACANT    SQ FT   MONTHS OF
TERM  YEARS. MONTHS  MONTHS  INCREASE  FREE RENT  COMMISSIONS  ALTERATIONS
----  -------------  ------  --------  ---------  -----------  -----------
  1       7.00         3       NONE        1          YES          YES
  2       7.00         3       NONE        1          YES          YES
  3       7.00         3       NONE        1          YES          YES

RENEWAL MINIMUM RENT:
MARKET RATE SMLR MULTIPLIED BY 1.000
WITH PERCENTAGE STEPS OF
15.00 AFTER MONTH 48

RENEWAL PERCENTAGE RENT:
SALES AND OVERAGE PERCENTAGE(S) WILL CONTINUE FROM BASE LEASE

RENEWAL RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY GA15

RENEWAL COMMISSIONS: GROWTH RATE COMB
RENEWAL PAYOUT: CASHED OUT

RENEWAL ALTERATIONS: MARKET RATE TIB
RENEWAL PAYOUT: CASHED OUT

--------------------------------------------------------------------------------

# 11 - SUITE 12180      , ZANY BRAINY
BASE LEASE DATES: 12/1994 TO 1/2005
TYPE OF TENANT: RETAIL
SQUARE FOOTAGE: 15,344
PRIMARY CODE: 1 - ANCHORS

SECONDARY CODE: 1 - VACANCY LOSS
MARKET RATE: LRGR
SUBJECT TO VACANCY ALLOWANCE

MINIMUM RENT:
INITIAL RENT - 21.50/SF/YR
CHANGING TO - 23.65/SF/YR ON 2/2000
WITH  3 MONTHS OF FREE RENT

PERCENTAGE RENT:
INITIAL SALES - 1.00/SF/YR
THEREAFTER - GROWING AT 2.00%
WITH A NATURAL BREAKPOINT PLUS MINIMUM RENT
RECAPTURES: NONE

RECOVERIES:

CAM & FEES + 15%
ASSIGNED TO COST CENTER    1 - COMMON AREA
PRO RATA SHARE RECOVERY OF EXPENSE CF15
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE TGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

INSURANCE + 15%
ASSIGNED TO COST CENTER    3 - INSURANCE
PRO RATA SHARES RECOVERY OF EXPENSE IN15
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE RGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

REAL ESTATE TAXES
ASSIGNED TO COST CENTER    2 - TAXES
PRO RATA SHARE RECOVERY OF EXPENSE TAXX
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE TGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

COMMISSIONS: NONE

ALTERATIONS: 4.62/SF
PAYOUT: CASHED OUT

SPECULATIVE RENEWALS:

         LENGTH      VACANT    SQ FT   MONTHS OF
TERM  YEARS. MONTHS  MONTHS  INCREASE  FREE RENT  COMMISSIONS  ALTERATIONS
----  -------------  ------  --------  ---------  -----------  -----------
  1      10.00         3       NONE        1          YES          YES
  2      10.00         3       NONE        1          YES          YES

RENEWAL MINIMUM RENT:
MARKET RATE LRGR MULTIPLIED BY 1.000
WITH PERCENTAGE STEPS OF
10.00 AFTER MONTH 60

RENEWAL PERCENTAGE RENT:
SALES AND OVERAGE PERCENTAGE(S) WILL CONTINUE FROM BASE LEASE

RENEWAL RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY GA15

RENEWAL COMMISSIONS: GROWTH RATE COMB

RENEWAL PAYOUT: CASHED OUT

RENEWAL ALTERATIONS: MARKET RATE TIB
RENEWAL PAYOUT: CASHED OUT

# 12 - SUITE 3A    , CHINA KING
BASE LEASE DATES: 6/1995 TO 5/2005
TYPE OF TENANT: RETAIL
SQUARE FOOTAGE: 3,975
PRIMARY CODE: 2 - IN-LINE SHOPS
SECONDARY CODE: 1 - VACANCY LOSS
MARKET RATE: MK23
SUBJECT TO VACANCY ALLOWANCE

MINIMUM RENT:
1998 VALUE -  22.00/SF/YR
THEREAFTER - GROWING AT  3.00%

PERCENTAGE RENT:
INITIAL SALES -    0.00/SF/YR
THEREAFTER   - GROWING AT  0.00%
WITH A NATURAL BREAKPOINT PLUS MINIMUM RENT
RECAPTURES: NONE

RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY RHCC

COMMISSIONS: NONE

ALTERATIONS: NONE

SPECULATIVE RENEWALS:

         LENGTH      VACANT    SQ FT   MONTHS OF
TERM  YEARS. MONTHS  MONTHS  INCREASE  FREE RENT  COMMISSIONS  ALTERATIONS
----  -------------  ------  --------  ---------  -----------  -----------
  1       7.00         3       NONE        1          YES          YES
  2       7.00         3       NONE        1          YES          YES

RENEWAL MINIMUM RENT:
MARKET RATE MK23 MULTIPLIED BY 1.000
WITH PERCENTAGE STEPS OF
15.00 AFTER MONTH 48

RENEWAL PERCENTAGE RENT:
SALES AND OVERAGE PERCENTAGE(S) WILL CONTINUE FROM BASE LEASE

RENEWAL RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY GA15

RENEWAL COMMISSIONS: GROWTH RATE COMB
RENEWAL PAYOUT: CASHED OUT

RENEWAL ALTERATIONS: MARKET RATE TIB
RENEWAL PAYOUT: CASHED OUT

# 13 - SUITE 12120      , FRESH CHOICE
BASE LEASE DATES: 3/1995 TO 3/2010
TYPE OF TENANT: RETAIL
SQUARE FOOTAGE: 5,613

PRIMARY CODE: 2 - IN-LINE SHOPS
SECONDARY CODE: 1 - VACANCY LOSS
MARKET RATE: MK23
SUBJECT TO VACANCY ALLOWANCE

MINIMUM RENT:
INITIAL RENT - 30.00/SF/YR
CHANGING TO - 33.35/SF/YR ON 4/2000
CHANGING TO - 38.35/SF/YR ON 4/2005

PERCENTAGE RENT:
INITIAL SALES - 1.00/SF/YR
THEREAFTER - GROWING AT 2.00%
WITH A NATURAL BREAKPOINT PLUS MINIMUM RENT
  5.00% OF OVERAGE TO AN UNLIMITED CEILING

RECAPTURES: NONE

RECOVERIES:

CAM & FEES + 15%
ASSIGNED TO COST CENTER 1 - COMMON AREA
PRO RATA SHARE RECOVERY OF EXPENSE CF15
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE TGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

REAL ESTATE TAXES
ASSIGNED TO COST CENTER 2 - TAXES
PRO RATA SHARE RECOVERY OF EXPENSE TAXX
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE TGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OP ZERO FOR A COMPLETE PASSTHROUGH

INSURANCE + 15%
ASSIGNED TO COST CENTER 3 - INSURANCE
PRO RATA SHARE RECOVERY OF EXPENSE IN15
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE RGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

COMMISSIONS: NONE

ALTERATIONS: 20.00/SF
PAYOUT: CASHED OUT

SPECULATIVE RENEWALS:

         LENGTH      VACANT    SQ FT   MONTHS OF
TERM  YEARS. MONTHS  MONTHS  INCREASE  FREE RENT  COMMISSIONS  ALTERATIONS
----  -------------  ------  --------  ---------  -----------  -----------
  1       7.00         3       NONE        1          YES          YES

RENEWAL MINIMUM RENT:
MARKET RATE MK23 MULTIPLIED BY 1.000
WITH PERCENTAGE STEPS OF
15.00 AFTER MONTH 48

RENEWAL PERCENTAGE RENT:
SALES AND OVERAGE PERCENTAGE(S) WILL CONTINUE FROM BASE LEASE

RENEWAL RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY GA15

RENEWAL COMMISSIONS: GROWTH RATE COMB
RENEWAL PAYOUT: CASHED OUT

RENEWAL ALTERATIONS: MARKET RATE TIB
RENEWAL PAYOUT: CASHED OUT -

#14 - SUITE 12150      , VACANT
BASE LEASE DATES:        6/1998     TO 5/2008
TYPE OF TENANT: RETAIL
SQUARE FOOTAGE: 7,195
PRIMARY CODE: 2 - IN-LINE SHOPS
SECONDARY CODE: 1 - VACANCY LOSS
MARKET RATE: LRGR
SUBJECT TO VACANCY ALLOWANCE

MINIMUM RENT:
1999 VALUE - MARKET RATE LRGR
THEREAFTER - GROWING AT  2.00%
WITH 1 MONTHS OF FREE RENT

PERCENTAGE RENT:
INITIAL SALES - 1.00/SF/YR
THEREAFTER - GROWING AT 2.00%
WITH A NATURAL BREAKPOINT PLUS MINIMUM RENT
  5.00% OF OVERAGE TO AN UNLIMITED CEILING

RECAPTURES:    NONE

RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY GA15

COMMISSIONS: GROWTH RATE COMN
PAYOUT: CASHED OUT

ALTERATIONS: MARKET RATE TIN
PAYOUT: CASHED OUT

SPECULATIVE RENEWALS:

        LENGTH     VACANT   SQ FT  MONTHS OF
TERM YEARS. MONTHS MONTHS INCREASE FREE RENT COMMISSIONS ALTERATIONS
  1     7.00        3     NONE        1        YES        YES
  2     7.00        3     NONE        1        YES        YES

RENEWAL MINIMUM RENT:
100.00% OF HIGHER OF 100.00% OF FINAL EFFECTIVE RENT, MARKET RATE LRGR MULTIPLIED BY 1.000, OR FINAL RENT GROWING AT GROWTH RATE GRNT
FROM DATE OF ESTABLISHMENT
WITH PERCENTAGE STEPS OF
15.00 AFTER MONTH 48
FINAL EFFECTIVE RENT IS LAST MINIMUM PLUS OVERAGE

RENEWAL PERCENTAGE RENT:
SALES AND OVERAGE PERCENTAGE(S) WILL CONTINUE FROM BASE LEASE

RENEWAL RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY GA15

RENEWAL COMMISSIONS: GROWTH RATE COMB
RENEWAL PAYOUT: CASHED OUT

RENEWAL ALTERATIONS: MARKET RATE TIB
RENEWAL PAYOUT:    CASHED OUT

--------------------------------------------------------------------------------

# 15 - SUITE 12270   , FAIRFAX BANK
BASE LEASE DATES: 1/1996 TO 12/2014
TYPE OF TENANT: RETAIL
SQUARE FOOTAGE: 2,687
PRIMARY CODE: 4 - OP GROUND LEASES
SECONDARY CODE: 1 - VACANCY LOSS
MARKET RATE: SMLR
SUBJECT TO VACANCY ALLOWANCE

MINIMUM RENT:
INITIAL RENT - 29.77/SF/YR
CHANGING TO - 34.24/SF/YR ON 1/2000
CHANGING TO - 39.38/SF/YR ON 1/2005
CHANGING TO - 48.28/SF/YR ON 1/2010
WITH 7 MONTHS OF FREE RENT

PERCENTAGE RENT:
INITIAL SALES - 0.00/SF/YR
THEREAFTER   - GROWING AT  0.00%
WITH A NATURAL BREAKPOINT PLUS MINIMUM RENT
RECAPTURES: NONE

RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY CF15

GLOBAL GROUPING
GLOBAL RECOVERY TX15

INSURANCE + 15%
ASSIGNED TO COST CENTER 3 - INSURANCE
PRO RATA SHARE RECOVERY OF EXPENSE IN15
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE TGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

COMMISSIONS: NONE

ALTERATIONS: NONE

SPECULATIVE RENEWALS: NONE

--------------------------------------------------------------------------------

# 16 - SUITE 1C-B   , MOTO PHOTO
BASE LEASE DATES: 1/1996 TO 12/2000
TYPE OF TENANT: RETAIL
SQUARE FOOTAGE: 1,700
PRIMARY CODE:            2 - IN-LINE SHOPS
SECONDARY CODE:          1 - VACANCY LOSS
MARKET RATE: SMLR
SUBJECT TO VACANCY ALLOWANCE

MINIMUM RENT:
1998 VALUE - 24.72/SF/YR
THEREAFTER - GROWING AT 3.00%

PERCENTAGE RENT:
INITIAL SALES - 0.00/SF/YR
THEREAFTER - GROWING AT 0.00%
WITH A NATURAL BREAKPOINT PLUS MINIMUM RENT

RECAPTURES: NONE

RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY RHCC

COMMISSIONS: GROWTH RATE COMB
PAYOUT: CASHED OUT

ALTERATIONS: MARKET RATE TIB
PAYOUT: CASHED OUT

SPECULATIVE RENEWALS:

         LENGTH      VACANT    SQ FT   MONTHS OF
TERM  YEARS. MONTHS  MONTHS  INCREASE  FREE RENT  COMMISSIONS  ALTERATIONS
----  -------------  ------  --------  ---------  -----------  -----------
  1       7.00          3      NONE        1          YES         YES
  2       7.00          3      NONE        1          YES         YES
  3       7.00          3      NONE        1          YES         YES

RENEWAL MINIMUM RENT:
MARKET RATE SMLR MULTIPLIED BY 1.000
WITH PERCENTAGE STEPS OF
15.00 AFTER MONTH 48

RENEWAL PERCENTAGE RENT:
SALES AND OVERAGE PERCENTAGE(S) WILL CONTINUE FROM BASE LEASE

RENEWAL RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY GA15

RENEWAL COMMISSIONS: GROWTH RATE COMB
RENEWAL PAYOUT: CASHED OUT

RENEWAL ALTERATIONS: MARKET RATE TIB
RENEWAL PAYOUT: CASHED OUT

# 17 - SUITE 1C-B   , NAIL PALACE
BASE LEASE DATES: 10/1995 TO 11/2005
TYPE OF TENANT: RETAIL
SQUARE FOOTAGE: 1,600
PRIMARY CODE: 2 - IN-LINE SHOPS
SECONDARY CODE: 1 - VACANCY LOSS
MARKET RATE: SMLR
SUBJECT TO VACANCY ALLOWANCE

MINIMUM RENT:
1998 VALUE -  24.00/SF/YR
THEREAFTER - GROWING AT  3.00%

PERCENTAGE RENT:
INITIAL SALES - 0.00/SF/YR
THEREAFTER - GROWING AT 0.00%
WITH A NATURAL BREAKPOINT PLUS MINIMUM RENT
RECAPTURES: NONE

RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY CF15

GLOBAL GROUPING

GLOBAL RECOVERY TAXX

INSURANCE
ASSIGNED TO COST CENTER 3 - INSURANCE
PRO RATA SHARE RECOVERY OF EXPENSE INSX
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE TGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

COMMISSIONS: GROWTH RATE COMB
PAYOUT: CASHED OUT

ALTERATIONS: 5.00/SF
PAYOUT: CASHED OUT

SPECULATIVE RENEWALS:

         LENGTH      VACANT    SQ FT   MONTHS OF
TERM  YEARS. MONTHS  MONTHS  INCREASE  FREE RENT  COMMISSIONS  ALTERATIONS
----  -------------  ------  --------  ---------  -----------  -----------
  1       7.00          3      NONE        1          YES          YES
  2       7.00          3      NONE        1          YES          YES

RENEWAL MINIMUM RENT:
MARKET RATE SMLR MULTIPLIED BY 1.000
WITH PERCENTAGE STEPS OF
15.00 AFTER MONTH 48

RENEWAL PERCENTAGE RENT:
SALES AND OVERAGE PERCENTAGE(S) WILL CONTINUE FROM BASE LEASE

RENEWAL RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY GA15

RENEWAL COMMISSIONS: GROWTH RATE COMB
RENEWAL PAYOUT: CASHED OUT

RENEWAL ALTERATIONS: MARKET RATE TIB
RENEWAL PAYOUT: CASHED OUT

                                                                         Addenda
================================================================================



                                INVESTOR SURVEY



================================================================================

                  OFFICES-URBAN, CLASS A

                                                                                                                     Projection
                   Going in Cap Rate   Terminal Cap Rate         IRR          Income  Growth      Expense Growth      Period
===============================================================================================================================
                    Low       High      Low       High      Low       High     Low      High      Low       High      Years
-------------------------------------------------------------------------------------------------------------------------------
                   10.00%    10.50%    10.00%    10.00%    12.00%    13.00%    3.00%    3.00%     4.00%     4.00%       10
                    9.50%     9.75%     9.75%    10.00%    11.75%    12.25%    3.00%    3.50%     3.50%     3.50%       10
                    9.00%     9.00%     9.00%     9.00%    12.00%    12.00%    0.00%   10.00%     4.00%     4.00%       10
                    8.00%    10.00%     9.00%    11.00%    10.00%    13.00%    0.00%    4.00%     4.00%     4.00%       10
                    8.00%    10.00%     9.00%     9.00%    11.00%    13.00%    4.00%    5.00%     4.00%     4.00%       10
                    7.50%     9.00%     8.00%     9.50%    10.50%    11.50%    2.00%    3.50%     3.50%     3.50%       10
                    9.00%    10.00%    10.00%    11.00%    11.00%    13.00%    4.00%    4.00%     4.00%     4.00%       10
                    9.50%    10.00%    10.00%    10.50%    11.40%    11.70%    3.00%    4.00%     3.50%     4.50%       10
                   12.00%    12.00%    10.00%    10.00%    15.00%    15.00%    3.00%    4.00%     2.00%     4.00%        5
                   12.00%    12.00%    12.00%    12.00%    14.00%    14.00%    3.00%    3.00%     3.00%     3.00%       10
                    8.50%     9.00%     9.00%     9.50%    12.00%    12.50%    2.00%    3.00%     2.00%     3.00%       10
                    9.50%    10.00%    10.00%    11.00%    12.00%    13.00%    3.00%    3.00%     3.00%     3.00%       10
                                        8.00%     9.00%
                   10.00%    10.00%    10.00%    10.00%    12.50%    12.50%    2.00%    3.00%     3.00%     3.00%       10
                    7.00%     8.00%     9.00%     9.00%    11.00%    11.00%    6.00%    6.00%     4.00%     4.00%       10
                    8.00%     9.00%     9.00%    10.00%    11.00%    12.00%    3.00%    3.00%     3.00%     3.00%       10
                    9.00%     9.25%    10.00%    10.25%    12.00%    12.00%    4.00%    4.00%     4.00%     4.00%       10
-------------------------------------------------------------------------------------------------------------------------------
No. of Responses      16        16        17        17        16        16       16       16        16        16
Average             9.16%     9.84%     9.51%    10.04%    11.82%    12.59%    2.81%    4.13%     3.41%     3.66%
-------------------------------------------------------------------------------------------------------------------------------

                   OFFICES - SUBURBAN

                                                                                                                     Projection
                   Going in Cap Rate   Terminal Cap Rate         IRR          Income  Growth      Expense Growth      Period
===============================================================================================================================
                    Low       High      Low       High      Low       High     Low      High      Low       High      Years
-------------------------------------------------------------------------------------------------------------------------------
                    9.50%    11.00%     9.00%    10.50%    14.00%    14.00%    3.25%     3.25%    4.00%     4.00%        5
                    9.00%     9.00%     9.00%     9.50%    11.00%    11.00%    5.00%     5.00%    4.00%     4.00%       10
                    9.00%    10.00%     9.50%    10.00%    11.50%    12.50%                       3.50%     3.50%       10
                    9.50%     9.75%     9.75%    10.00%    11.75%    12.25%    3.50%     4.00%    3.50%     3.50%       10
                    9.00%     9.00%     9.00%     9.00%    12.00%    12.00%    4.00%    15.00%    4.00%     4.00%       10
                    9.00%    11.00%     9.75%    12.00%    11.00%    14.00%    0.00%     4.00%    4.00%     4.00%       10
                    9.00%    10.50%     9.50%    11.00%    11.50%    12.00%    2.00%     3.50%    3.50%     3.50%       10
                    8.00%     9.50%     9.00%    10.50%    11.00%    12.00%    4.00%     4.00%    4.00%     4.00%       10
                    9.50%     9.75%     9.75%    10.50%    11.40%    11.70%    3.00%     4.00%    3.50%     4.50%       10
                   12.00%    12.00%    10.00%    10.00%    15.00%    15.00%    3.00%     4.00%    2.00%     4.00%        5
                   10.00%    10.00%    10.00%    10.00%    12.00%    12.00%    4.00%     4.00%    3.00%     3.00%       10
                    8.50%     9.00%     9.00%     9.50%    12.00%    12.50%    3.00%     5.00%    3.00%     4.00%       10
                    9.00%    10.00%     9.50%    10.50%    12.00%    12.50%    3.00%     3.00%    3.00%     3.00%       10
                                        9.00%     9.00%
                   10.50%    10.50%    10.50%    10.50%    12.50%    12.50%    2.00%     3.00%    3.00%     3.00%       10
                    9.00%    10.00%     9.00%     9.00%    15.00%    15.50%    5.00%     5.00%    3.00%     3.00%      5-7
                    9.00%     9.00%     9.00%     9.00%    11.25%    11.25%    5.00%     5.00%    4.00%     4.00%       10
                    8.00%     9.00%     9.00%    10.00%    11.00%    12.00%    3.00%     3.00%    3.00%     3.00%       10
                    9.00%     9.25%    10.00%    10.25%    12.00%    12.00%    4.00%     4.00%    4.00%     4.00%       10
-------------------------------------------------------------------------------------------------------------------------------
No. of Responses      18        18        19        19        18        18       17        17       18        18
Average             9.25%     9.90%     9.43%    10.04%    12.11%    12.59%    3.34%     4.63%    3.44%     3.67%
-------------------------------------------------------------------------------------------------------------------------------

                   INDUSTRIAL

                                                                                                                     Projection
                   Going in Cap Rate   Terminal Cap Rate         IRR          Income  Growth      Expense Growth      Period
===============================================================================================================================
                    Low       High      Low       High      Low       High     Low      High      Low       High      Years
-------------------------------------------------------------------------------------------------------------------------------
                    9.00%     9.00%     9.50%     9.50%    11.50%    11.50%    4.00%    4.00%     4.00%     4.00%       10
                    8.50%    10.00%     9.50%    10.00%    11.50%    12.50%                       3.50%     3.50%       10
                    9.00%     9.25%     9.50%     9.75%    11.50%    11.75%    3.50%    4.00%     3.50%     3.50%       10
                    9.00%     9.00%     9.50%     9.50%    11.50%    11.50%    2.00%    8.00%     4.00%     4.00%       10
                    9.00%    10.00%     9.75%    12.00%    10.00%    13.00%    2.00%    4.00%     4.00%     4.00%       10
                    9.00%    10.00%    10.00%    11.00%    11.50%    12.50%    4.00%    4.00%     4.00%     4.00%       10
                    9.00%     9.50%     9.50%     9.75%    11.20%    11.50%    3.00%    3.50%     3.50%     4.00%       10
                   12.00%    12.00%    10.00%    10.00%    14.00%    14.00%    2.00%    3.00%                            3
                    8.50%     8.50%     9.00%     9.50%    11.00%    11.50%    4.00%    4.00%     4.00%     4.00%       10
                    9.00%     9.50%     9.50%    10.00%    11.25%    11.75%    3.00%    3.00%     3.00%     3.00%       10
                                        9.00%    10.00%
                    9.00%     9.00%     9.50%     9.50%    11.25%    11.25%    4.00%    4.50%     4.00%     4.00%       10
                    9.00%     9.25%    10.00%    10.25%    12.00%    12.00%    4.00%    4.00%     4.00%     4.00%       10
-------------------------------------------------------------------------------------------------------------------------------
No. of Responses      12        12        13        13        12        12       11       11        11        11
Average             9.17%     9.58%     9.56%    10.06%    11.52%    12.06%    3.23%    4.18%     3.77%     3.82%
-------------------------------------------------------------------------------------------------------------------------------

                    RETAIL, COMMUNITY AND NEIGHBOHOOD CENTERS

                                                                                                                     Projection
                   Going in Cap Rate   Terminal Cap Rate         IRR          Income  Growth      Expense Growth      Period
===============================================================================================================================
                    Low       High      Low       High      Low       High     Low      High      Low       High      Years
-------------------------------------------------------------------------------------------------------------------------------
                    9.50%    11.00%     9.00%    10.50%    14.00%    14.00%    3.25%    3.25%     4.00%     4.00%        5
                    9.00%    10.00%     9.00%    10.00%    11.50%    12.50%    3.50%    3.50%     3.50%     3.50%       10
                    9.50%     9.75%     9.75%    10.00%    11.50%    11.75%    3.50%    4.00%     3.50%     3.50%       10
                    9.50%     9.50%    10.00%    10.00%    12.50%    12.50%    0.00%    4.00%     4.00%     4.00%       10
                    9.00%    10.50%     9.75%    11.50%    10.00%    14.00%    2.00%    4.00%     4.00%     4.00%       10
                   10.00%    10.00%    10.00%    10.00%    12.00%    12.00%    4.00%    4.00%     4.00%     4.00%       10
                    8.50%     9.50%     9.50%    10.50%    11.50%    12.50%    4.00%    4.00%     4.00%     4.00%       10
                    9.50%     9.75%     9.75%    10.00%    11.25%    11.50%    3.00%    4.00%     3.50%     4.50%       10
                    8.50%     9.00%     9.00%     9.50%    11.00%    12.00%    3.00%    3.00%     3.00%     3.00%       10
                    9.50%    10.00%    10.00%    10.50%    11.50%    12.50%    3.00%    3.00%     3.00%     3.00%       10
                                        9.00%    10.00%
                    9.50%     9.50%    10.00%    10.00%    12.00%    12.00%    3.00%    3.00%     3.00%     3.00%       10
                    8.50%     9.50%    10.00%    11.00%    11.25%    12.50%    3.00%    3.00%     3.00%     3.00%       10
                    9.00%     9.25%    10.00%    10.25%    12.00%    12.00%    4.00%    4.00%     4.00%     4.00%       10
-------------------------------------------------------------------------------------------------------------------------------
No. of Responses      13        13        14        14        13        13       13       13        13        13
Average             9.19%     9.79%     9.63%    10.27%    11.69%    12.44%    3.02%    3.60%     3.58%     3.65%
-------------------------------------------------------------------------------------------------------------------------------

                  RETAIL, POWER CENTERS AND "BIG BOX"

                                                                                                                     Projection
                   Going in Cap Rate   Terminal Cap Rate         IRR          Income  Growth      Expense Growth      Period
===============================================================================================================================
                    Low       High      Low       High      Low       High     Low      High      Low       High      Years
-------------------------------------------------------------------------------------------------------------------------------
                    9.25%     9.50%     9.50%    10.00%    11.50%    11.50%    3.00%    3.50%     4.00%     4.00%       10
                    9.50%     9.75%     9.75%    10.00%    10.50%    11.50%    3.50%    4.00%     3.50%     3.50%       10
                   10.00%    10.00%    10.00%    10.00%    12.00%    12.00%    0.00%    4.00%     4.00%     4.00%       10
                    9.00%     9.50%     9.50%    10.00%    11.00%    12.00%    2.00%    3.50%     3.50%     3.50%       10
                    8.00%     9.00%     9.00%    10.00%    11.00%    12.00%    4.00%    4.00%     4.00%     4.00%       10
                    9.75%    10.00%     9.75%    10.00%    11.20%    11.50%    3.00%    3.50%     3.50%     4.00%       10
                    9.00%     9.50%    10.00%    10.00%    10.50%    11.00%    2.50%    2.50%     2.50%     2.50%       10
                    9.50%    10.00%    10.00%    10.50%    11.50%    12.50%    3.00%    3.00%     3.00%     3.00%       10
                                        8.50%     9.50%
                    9.00%     9.00%     9.50%     9.50%    11.50%    11.50%    3.00%    3.00%     3.00%     3.00%       10
                    9.50%     9.50%     9.75%     9.75%    11.25%    11.25%    4.00%    4.00%     4.00%     4.00%       10
                    9.00%     9.25%    10.00%    10.25%    12.00%    12.00%    4.00%    4.00%     4.00%     4.00%       10
-------------------------------------------------------------------------------------------------------------------------------
No. of Responses      11        11        12        12        11        11       11       11        11        11
Average             9.23%     9.55%     9.60%     9.96%    11.27%    11.70%    2.91%    3.55%     3.55%     3.59%
-------------------------------------------------------------------------------------------------------------------------------

             REGIONAL MALLS

                                                                                                                     Projection
                   Going in Cap Rate   Terminal Cap Rate         IRR          Income  Growth      Expense Growth      Period
===============================================================================================================================
                    Low       High      Low       High      Low       High     Low      High      Low       High      Years
-------------------------------------------------------------------------------------------------------------------------------
                    8.00%     8.50%     8.50%     9.00%    10.50%    10.50%    3.00%    3.50%     4.00%     4.00%       10
                    7.75%     8.25%     8.50%     8.75%    11.00%    11.50%    3.50%    4.00%     3.50%     3.50%       10
                    7.50%     7.50%     8.00%     8.00%    11.50%    11.50%    0.00%    4.00%     4.00%     4.00%       10
                    7.50%     9.00%     8.00%     9.75%    10.00%    12.00%    2.00%    4.00%     4.00%     4.00%       10
                    7.00%     8.00%     7.00%     8.00%    11.00%    11.00%    4.00%    4.00%     4.00%     4.00%       10
                    7.50%     8.00%     7.50%     9.00%    10.50%    11.50%    2.00%    3.50%     3.50%     3.50%       10
                    7.00%     8.00%     9.00%    10.00%    10.50%    11.50%    4.00%    4.00%     4.00%     4.00%       10
                    7.50%     8.00%     8.50%     8.50%    10.00%    11.00%    3.00%    3.00%     3.00%     3.00%       10
                    7.50%     9.00%     8.50%     8.50%    11.50%    11.50%    4.00%    5.00%                           10
-------------------------------------------------------------------------------------------------------------------------------
No. of Responses       9         9         9         9         9         9        9        9         8         8
Average             7.47%     8.25%     8.17%     8.83%    10.72%    11.33%    2.83%    3.89%     3.75%     3.75%
-------------------------------------------------------------------------------------------------------------------------------

LODGING, FULL SERVICE

                Going-In       Terminal         Blended        Equity          Income        Expense
                Cap Rate       Cap Rate           IRR            IRR           Growth        Growth   Projection Management
=====================================================================================================   Period     Fees     Reserves
             Low     High    Low     High    Low     High   Low      High   Low    High    Low   High   Years   % Revenue  % Revenue
----------------------------------------------------------------------------------------------------------------------------------
Luxury
             8.00%   9.00%  10.00%  10.00%  15.00%  20.00%  20.00%  25.00%  6.00%  6.00%  4.00%   4.00%     7     2.50%     4.00%
             5.00%   7.00%  10.50%  11.00%  12.50%  13.00%                  4.00%  5.00%  3.00%   4.00%    10     3.50%     4.00%
            11.00%  13.00%  11.00%  13.00%  15.00%  15.00%  20.00%  25.00%  4.00%  8.00%  4.00%   4.00%     5     4.00%     5.00%
            10.50%  10.50%  10.00%  10.00%                                                3.50%   5.00%    10     4.50%     5.00%
            11.00%  11.00%  13.00%  13.00%                                  5.00%  6.00%  3.00%   4.00%     5     3.00%     4.00%
             9.00%   9.00%  10.00%  10.00%  13.00%  13.00%  16.00%  16.00%  4.00%  4.50%  3.00%   3.00%    10     2.50%     3.00%
            11.00%  12.00%  10.00%  11.00%  12.00%  16.00%  19.00%  23.00%  3.00%  4.00%  4.00%   4.00%     5     3.00%     3.50%
             8.00%   8.00%  10.00%  10.00%  12.00%  14.00%  15.00%  20.00%  8.00%  8.00%  6.00%   6.00%    10     4.50%     5.50%
             6.00%   8.00%   8.00%   9.00%                  20.00%  25.00%  5.00%  5.00%  3.00%   4.00%     5     4.00%     4.00%
             8.50%   8.50%   9.00%   9.00%                                  5.00%  5.00%  4.00%   4.00%     5     3.00%     3.00%
                             8.00%  10.00%  15.00%  18.00%  18.00%  22.00%                4.00%   4.00%     5     3.50%     4.00%
------------------------------------------------------------------------------------------------------------------------------------
No. of
 Responses     10      10      11      11       7       7       7       7      9      9     11      11     11       11        11
Average      8.80%   9.60%   9.95%  10.55%  13.50%  15.57%  18.29%  22.29%  4.89%  5.72%  3.77%   4.18%     7     3.45%     4.09%
------------------------------------------------------------------------------------------------------------------------------------

First
 Class
            11.00%  11.00%  11.00%  11.00%  15.00%  20.00%  20.00%  20.00%  4.00%  4.00%  4.00%   4.00%     7     2.50%     3.00%
            11.00%  11.00%  13.00%  13.00%                                  5.00%  6.00%  3.00%   4.00%     5     3.00%     4.00%
            10.00%  10.00%  11.00%  11.00%  15.00%  15.00%  18.00%  18.00%  4.00%  4.50%  3.00%   3.00%    10     2.50%     3.00%
            10.00%  10.00%  11.00%  11.00%  15.00%  18.00%  15.00%  20.00% 10.00% 10.00%  5.00%   5.00%    10     3.50%     4.50%
            10.00%  10.00%  10.50%  10.50%  16.00%  16.00%  25.00%  25.00%  4.00%  4.00%  3.00%   3.00%     7     2.50%     4.00%
             8.00%   9.00%  10.00%  10.00%                  20.00%  25.00%  5.00%  5.00%  3.00%   4.00%     5     3.00%     4.00%
            10.00%  10.00%  10.50%  10.50%                  22.00%  22.00%  4.00%  4.00%  4.00%   4.00%     5     3.00%     4.00%
                             8.00%  10.00%  15.00%  18.00%  18.00%  22.00%                4.00%   4.00%     5     3.50%     4.00%
             5.00%   5.00%  10.00%  11.00%  15.00%  15.00%                  4.00%  4.00%  3.00%   3.00%     5     3.00%     4.50%
             8.00%   8.00%  10.00%  10.00%  14.50%  14.50%  20.00%  20.00%  3.50%  3.50%  3.50%   3.50%    10     2.00%     4.00%
            10.50%  10.50%  11.00%  11.00%  13.00%  13.00%  20.00%  23.00%  4.50%  4.50%  3.50%   3.50%    10     3.50%     4.00%
------------------------------------------------------------------------------------------------------------------------------------
No. of
 Responses     10      10      11      11       8       8       9       9     10     10     11      11     11       11        11
Average      9.35%   9.45%  10.55%  10.82%  14.81%  16.19%  19.78%  21.67%  4.80%  4.95%  3.55%   3.73%     7     2.91%     3.91%
------------------------------------------------------------------------------------------------------------------------------------


----------
The blended IRR is the composite return on debt and equity and the rate to be applied to net operating income.

The equity return is rate of return on the equity component of the investment only.

              LODGING, LIMITED SERVICE

                Going-In       Terminal         Blended        Equity          Income        Expense
                Cap Rate       Cap Rate           IRR            IRR           Growth        Growth   Projection Management
=====================================================================================================   Period     Fees     Reserves
             Low     High    Low     High    Low     High   Low      High   Low    High    Low   High   Years   % Revenue  % Revenue
----------------------------------------------------------------------------------------------------------------------------------
Mid-Rate
            10.00%  10.00%  12.00%  12.00%                  20.00%  20.00%  4.00%  4.00%  4.00%   4.00%    7      2.50%     3.00%
            10.00%  12.00%  10.00%  12.00%  15.00%  15.00%  20.00%  25.00%  4.00%  8.00%  4.00%   4.00%    5      4.00%     4.50%
            11.00%  11.00%  10.00%  10.00%                                                3.50%   5.00%   10      4.00%     5.00%
            10.00%  13.00%  12.00%  14.00%  10.00%  12.00%  12.00%  14.00%  4.00%  4.00%  3.50%   3.50%    5      4.00%     4.50%
            12.00%  12.00%  14.00%  14.00%                                  2.00%  3.00%  3.00%   4.00%    5      3.00%     6.00%
            12.00%  12.00%  13.00%  13.00%  19.00%  19.00%  22.00%  22.00%  3.50%  4.00%  3.00%   3.00%    5      3.00%     3.00%
            10.50%  10.50%  12.00%  12.00%  15.00%  20.00%  18.00%  20.00%  5.00%  5.00%  4.00%   4.00%   10      2.50%     4.00%
                            10.00%  11.00%                  22.00%  22.00%  6.00%  6.00%  4.00%   4.00%    5      5.00%     4.00%
----------------------------------------------------------------------------------------------------------------------------------
No. of
 Responses      7       7       8       8       4       4       6       6      7      7      8       8     8         8         8
Average     10.79%  11.50%  11.63%  12.25%  14.75%  16.50%  19.00%  20.50%  4.07%  4.86%  3.63%   3.94%    7      3.50%     4.25%
----------------------------------------------------------------------------------------------------------------------------------

Economy
            10.00%  12.00%  12.00%  12.00%                  18.00%  25.00%  4.00%  4.00%  4.00%   4.00%    7      2.50%     3.00%
            10.00%  13.00%  12.00%  14.00%  10.00%  12.00%  12.00%  14.00%  4.00%  4.00%  3.50%   3.50%    5      4.00%     4.50%
            12.50%  12.50%  14.00%  14.00%                                  2.00%  3.00%  3.00%   4.00%    5      3.00%     6.00%
            13.00%  13.00%  14.00%  14.00%  21.00%  21.00%  24.00%  24.00%  2.50%  4.00%  3.00%   3.00%    5      4.00%     3.00%
            11.50%  11.50%  12.00%  12.00%  15.00%  20.00%  18.00%  20.00%  5.00%  5.00%  4.00%   4.00%   10      2.50%     4.00%
----------------------------------------------------------------------------------------------------------------------------------
No. of
 Responses      5       5       5       5       3       3       4       4      5      5      5       5     5         5         5
Average     11.40%  12.40%  12.80%  13.20%  15.33%  17.67%  18.00%  20.75%  3.50%  4.00%  3.50%   3.70%    6      3.20%     4.10%
----------------------------------------------------------------------------------------------------------------------------------

----------
The blended IRR is the composite return on debt and equity and the rate to be applied to net operating income.

The equity return is rate of return on the equity component of the investment only.

                   APARTMENTS

                                                                                                                     Projection
                   Going-In Cap Rate   Terminal Cap Rate         IRR          Income  Growth      Expense Growth      Period
===============================================================================================================================
                    Low       High      Low       High      Low       High     Low      High      Low       High      Years
-------------------------------------------------------------------------------------------------------------------------------
                     8.50%     9.00%     9.50%     9.50%     11.00%   11.00%     4.00%    4.00%     4.00%     4.00%      10
                     8.50%     9.00%     9.25%     9.50%     11.50%   12.00%     3.50%    4.00%     3.50%     3.50%      10
                     8.50%     9.25%     9.00%    10.00%     10.50%   12.00%     2.00%    6.00%     4.00%     4.00%      10
                     8.00%     9.00%     8.50%     9.50%                         3.50%    3.50%     3.50%     3.50%      10
                     8.50%     8.50%     9.25%     9.25%     11.25%   11.25%     4.00%    4.00%     4.00%     4.00%      10
                     9.00%     9.25%     9.25%     9.50%     11.20%   11.50%     3.75%    4.25%     4.00%     4.50%      10
                     8.50%     9.50%     9.00%    10.00%     11.00%   12.00%     3.00%    4.00%     3.00%     4.00%      10
                     8.75%     9.25%     9.25%     9.75%                         3.00%    3.00%     3.00%     3.00%
                                         9.00%     9.00%
                     9.00%     9.00%     9.50%     9.50%     11.50%   11.50%     3.00%    4.00%     3.00%     3.00%      10
                     8.00%     9.00%     9.00%    10.00%     11.00%   12.50%     3.00%    3.00%     3.00%     3.00%      10
                     9.00%     9.25%    10.00%    10.25%     12.00%   12.00%     4.00%    4.00%     4.00%     4.00%      10
-------------------------------------------------------------------------------------------------------------------------------
No. of Responses       11        11        12        12          9        9        11       11        11        11
Average              8.57%     9.09%     9.21%     9.65%     11.22%   11.75%     3.34%    3.98%     3.55%     3.68%
-------------------------------------------------------------------------------------------------------------------------------

SURVEY OF RECENT CLOSED TRANSACTIONS

                         Net Rentable Area         Sales Price Per Sq. Ft.        Going-in Cap Rate        Internal Rate of Return
-----------------  -----------------------------  --------------------------  -------------------------   ------------------------
    Property         No. Sales                    No. Sales                   No. Sales                   No. Sales
      Type           Reported   Average  Median   Reported  Average  Median   Reported  Average  Median   Reported Average  Median
-----------------  -----------------------------  --------------------------  -------------------------   ------------------------
Offices, Urban          16      498,859  440,929      16    $130.66  $116.76       12    9.68%    9.13%       9     12.42%  12.75%
Offices, Suburban       66      230,760  191,893      66    $ 83.39  $ 78.78       57    9.97%   10.00%      11     13.20%  12.25%
Industrial              57      150,787  118,400      57    $ 37.75  $ 37.87       28   10.80%   10.61%    (Sample Not Large Enough
                                                                                                                   to Report)
Retail (Other
  Than Malls)           29      136,429  121,552      29    $ 95.99  $ 91.67       27   10.05%   10.00%       8     11.59%  11.33%
Malls                    9      615,102  649,130       9    $124.68  $ 96.00        9    9.29%    9.53%    (Sample Not Large Enough
                                                                                                                   to Report)

                           Number of Units           Sales Price Per Unit          Going-in Cap Rate
                   -----------------------------  --------------------------  -------------------------
                     No. Sales                    No. Sales                   No. Sales
                     Reported  Average  Median    Reported  Average  Median   Reported  Average  Median
                   -----------------------------  --------------------------  -------------------------
Apartments              50       201      190        50     $47,975  $46,458      41     9.19%    9.30%

                                                                         Addenda
================================================================================



                            REGIONAL MARKET ANALYSIS



================================================================================

                                                        REGIONAL MARKET ANALYSIS
================================================================================

Metropolitan Washington, D.C. Retail Overview

      According to Smithy Braedon - Oncor International's Annual Retail Vacancy Rates - Year End 1995 report, Metropolitan Washington, D.C. has an overall retail inventory of over 108.4 million square feet in three distinct submarkets:
District of Columbia, Northern Virginia and Suburban Maryland. At year end there was about 9.8 million square feet available which equates to an overall vacancy rate of 9.0 percent. The vacancy rate is up from 7.9 percent at year end 1994 and 8.2 percent at year end 1993. The increase in vacancy is partially accounted for by several store closings including Drug Emporium, F&M, Fashion Bug and Evans Catalog Showroom. An overview of the Metropolitan Washington, D.C. retail market is depicted in the table below:

=============================================================================================
                                    Retail Market Overview
                             Metropolitan Washington, D.C. Region

=============================================================================================
    Jurisdiction             Inventory    Available      Vacancy      Under      Planned (SF)
                               (SF)          (8F)          Rate    Construction
=============================================================================================
Washington, D.C.             6,784,143    1,099,031       16.2%             0           N/A

Northern Virginia           50,831,399    4,580,630        9.0%       120,000     7,954,586
 Alexandria                  2,511,702      164,181        6.5%             0       628,000
 Arlington County            4,663,131      275,933        5.9%             0        52,335
 Fairfax County             29,493,570    2,237,623        7.6%             0       410,421
 Loudoun County              3,248,929      348,823       10.7%       120,000     3,795,000
 Prince William County      10,914,067    1,554,070       14.2%             0     3,068,830

Suburban Maryland           50,829,396    4,132,351        8.1%       357,000      3,831,393
 Anne Arundel County         7,317,739      798,358       10.9%             0       663,000
 Frederick County            2,546,358      161,347        6.3%             0       636,000
 Montgomery County          19,028,900    1,273,002        6.7%             0       323,063
 Prince George's County     21,936,399    1,899,644        8.7%       357,000     2,209,330
---------------------------------------------------------------------------------------------
Total Washington, D.C.     108,444,938    9,812,012        9.0%       477,000    11,785,979
Region
=============================================================================================

      In terms of market size, Northern Virginia and Suburban Maryland have a similar amount of supply with 50.8 million square feet or 46.9 percent of inventory each. The Suburban Maryland submarket is performing better with a year end 1995 vacancy rate of 8.1 percent whereas, Northern Virginia possesses a vacancy factor of 9.0 percent. The Washington, D.C. submarket has the highest vacancy at 16.2 percent. The best performing jurisdictions are Arlington County (5.9 percent), Frederick County (6.3 percent) and Alexandria (6.5 percent). With the exception of the outlying counties of Loudoun and Prince William in Virginia, and Anne Arundel in Maryland, the suburban jurisdictions are performing well with vacancy rates under ten percent.

      The following table highlights the historical vacancy rates in the region by submarket and jurisdiction.

================================================================================

                                                        Regional Market Analysis
================================================================================

================================================================================
                            Historical Vacancy Rates
================================================================================
Year End                      1990     1991     1992     1993     1994     1995
================================================================================
Washington. D.C               16.6%    19.8%    19.4%    16.6%    16.7%    16.2%
 Capital Hill & East           N/A      N/A      N/A      N/A      6.7%     5.7%
 CBD                           N/A     23.1%    23.2%    17.9%    15.3%    16.8%
 East End                      N/A     24.9%    29.7%    25.8%    30.0%    25.0%
 West End/Georgetown           N/A     19.1%    16.5%    13.2%    14.4%    11.7%
 Uptown                        N/A     21.7%    14.9%    12.3%     9.2%    13.7%

Virginia                       6.4%     8.5%     9.1%     8.9%     9.0%     9.0%
 Alexandria                   12.7%    13.8%     7.8%     8.7%     7.2%     6.5%
 Arlington                     6.7%     8.0%    12.5%    12.4%    10.5%     5.9%
 Fairfax                       5.1%     6.1%     5.7%     5.3%     5.6%     7.6%
 Loudoun                       4.1%     8.1%    11.5%    11.9%    13.8%    10.7%
 Prince William                9.3%    11.5%    14.4%    13.9%    13.9%    14.2%

Maryland                       6.7%     7.5%     7.2%     7.0%     6.8%     8.1%
 Anne Arundel                  N/A      N/A      N/A      N/A      9.5%    10.9%
 Frederick                     8.0%    11.4%     9.3%     8.9%     8.7%     6.3%
 Montgomery                    5.6%     5.3%     6.1%     5.3%     5.1%     6.7%
 Prince George's               9.1%    10.0%     7.5%     7.4%     6.6%     8.7%
================================================================================

      The three largest suburban markets: Fairfax, Montgomery and Prince George's counties, all had increases in vacancy at year end 1995. In Fairfax County, over 1.1 million square feet was added to inventory. Several new centers including Plaza America, Spectrum Center, and Fair Lakes Promenade were delivered in 1995. During this time, 482,735 square feet was absorbed; however, this was not enough to keep pace with deliveries and the vacancy rate increased two basis points to 7.6 percent. There is currently no retail center under construction. Thus, with continued growth in population, income and retail sales coupled with no additions to supply, the existing vacant space should be recycled and absorbed in the near term.

      Similar to Fairfax County, both Montgomery and Prince George's counties experienced increases in inventory; although, at a more moderate level. Montgomery County added about 350,000 square feet of new space. Net absorption was positive but nominal at 36,381 square feet and as such, vacancy rose from
5.1 to 6.7 percent. There are no retail projects currently under construction. Prince George's County increased its retail base by over 500,000 square feet. Leasing activity was dynamic with a net absorption of 479,043 square feet. Nonetheless, the absorption level did not offset the increase in inventory and the year end vacancy rate increased to 8.7 percent. There is an additional 357,000 square feet under construction in one project - Corridor Marketplace in Laurel.

      Retail sales also provide an indication of the strength of a given retail market. The table on the following page provides total retail sales for the Metropolitan Washington, D.C. region. Retail sales data is provided for 1990 and 1995 as well as a five year projection.

================================================================================

                                                        Regional Market Analysis

================================================================================
Total Retail Sales
================================================================================
                                                Metropolitan Washington, D.C.
================================================================================
         Total Retail Sales ($000)

            1990                                         $32,925,657
            1995                                         $45,522,053
            2000 Projection                              $60,514,983
         Annual Percent Change
            1990-1995                                      +6.7%
            1995-2000                                      +5.9%
================================================================================

      Between 1990 and 1995, retail sales in the region grew by an average compound rate of 6.7 percent per year. For the next five years, the region's retail sales are projected to grew at a lower rate of 5.9 percent annually.

      The Buying Power Index (BPI) is a measure of a given market's ability to buy, and is expressed as a percentage of the total U.S. population (100%). It is a combination of the number of people who can purchase the product or service, their ability to pay for it, and their access to outlets where the transaction can be made. According to Market Statistics, a division of Bill Communications (formerly Sales and Marketing Management), the BPI for Metropolitan Washington, D.C. is 2.3001. Compared with other regions, the area is ranked fourth behind Chicago, Los Angeles, and New York distinguishing Washington, D.C. as one of the nations top retail markets.

      Conclusion

      Overall, Metropolitan Washington, D.C. has a strong retail market but caution is warranted as projected demographic data indicates a slowing of the area's population, income and retail sales growth in the latter half of the decade. It is our believe that the retail market will remain viable but the level of development experienced between 1993 and 1995 will dissipate which is already occurring with only 550,000 square feet under construction. There is a lot of space planned, however, we do not expect to see much speculative development. As always, well located properties will continue to be redeveloped and recycled and new projects will only be built with substantial preleasing. Given this scenario, we do not expect over-building nor do we expect continuing increases in vacancy.

Recent Market Developments

      In an effort to bring these statistics into better perspective, we have researched recent trends in tenancy and related retail events pertinent to the market, with primary sources being: The Washington Post, The Washington Business Journal, The Real Estate Journal's Corridor, and Value Retail News. Our findings are summarized below, with many of the bullet points being abstracts of the newspaper articles.

        Investment Activity

o A group of domestic pension funds managed by L&B Real Estate Counsel of Dallas has acquired a majority interest in the 1.954 million square foot Tyson's Corner Center. Aldrich, Eastman & Waltch of Boston brokered the partial interest at Tyson's

================================================================================

                                                        Regional Market Analysis
================================================================================

      for almost a year. The price was only identified as less than $500 million, which was the asking price for the 52 percent interest. The purchasers previously held a minority interest. L&B expects to be able to add significant value over the next two to three years through development opportunities and expansion. Future plans include completion of several free-standing buildings on out-parcels surround the property's 82 acres.

o Muddy Branch Square, Gaithersburg, was purchased in early 1997 by Muddy Branch Square LP, an affiliate of Lehrco Corp.

o Portsmouth Station SC, Manassas, was acquired by First Allied Corp from Citistate Manassas, Inc. For $10.4M. It is located at corner of Sudley Road and Portsmouth Road in Manassas and contains 150,000 square feet of GLA. The anchors are Toys R Us, Linens n' Things, Pier One Imports, the Party Co. and First Virginia Bank. First Allied Vice President of acquisitions, Edward Glazer, said 1997 is targeted to be their biggest year ever in the DC metropolitan area. Other recent acquisitions include Boulevard Shops in Laurel, MD, Cipriano Square in Greenbelt, MD, and K-Mart Town Center in Burke, VA.

o May Department Stores (Hecht's Co.) purchased the vacant site adjacent to its downtown Washington, D.C. Metro Center store for $3.35 million as a preventive measure against a downtown entry by Kohl's Department Store. Hecht's is currently planning to add another 34,000 square foot floor to its existing Ballston Commons Mall store.

o River Oaks Shopping Center in Woodbridge, VA, sold to Teachers Insurance (TIAA Real Estate). The center is 90,885 square feet and sold for about $13 million. It was built in 1995, is located on 10.42 acres, has 402 parking spaces, is 94 percent occupied, and includes a 64,885 square foot Giant Foods. Rents average $14.15 per square foot, including a rent guarantee from the seller on the 6 percent of vacant space.. Over the next five years 17 percent of the leases turnover with an aggregate rent of $288,088 at expiration. Giant's lease expires in 2021.

o Circuit City bought a 9.7 acre site in Frederick, MD for its first store in that area. It is located at Route 85 and Hermitage Drive. The price was $1.5 million; the seller was Prime Note Collections, Inc. The planned store is 33,000 square feet.

o RF&P sold 100 percent of its stock in the subsidiary owning the 345 acre Potomac Yards site in Alexandria, Virginia, to LF Strategic Investors LP, an investment fund led by Lazard Freres. The sale occurred in late 1996. Plans for the site are now on hold until they reconsider what direction to take the land.

o First Washington REIT bought six centers for $53 million, with financing provided through $37 million in secondary stock offerings. The total size of the six centers is 626,000 square feet, bringing First Washington to 40 centers and four million square feet. The centers are: Kings Park Shopping Center in Burke, VA, Four Mile Fork in

================================================================================

                                                        Regional Market Analysis
================================================================================

      Fredericksburg, VA, and Northway Shopping Center in Millersville, VA. The others are in Philadelphia and Wilmington, DE.

o Rivertowne Commons in Oxon Hill, MD sold for $34.7M to H/P Cos. in December 1996. The 385,000 square foot center was built eight years ago and is anchored by Safeway, Kmart and a movie theater complex.

o First Washington Realty Trust purchased Clopper Mill Village Shopping Center, a 134,000 square foot community center in Germantown, Maryland. The center is anchored by a 74,000 square foot Shoppers Club. It also acquired Centre Ridge Marketplace in Centreville, Virginia. The center is under construction and will contain 106,000 square feet anchored by Super Fresh, Sears Paint & Hardware and Hollywood Video. The total purchase price was approximately $31 million, or $129 per square foot.

o LaSalle Advisors purchased the 297,000 square foot Festival at Riva Road in Annapolis, Maryland, for a pension fund client. The price was not immediately available. The center opened in 1989 and is anchored by Giant Foods, TJ Maxx and MJ Designs, along with 65 other retailers. It was 92 percent occupied.

      New Construction Activity

o Good Hope Marketplace, a 98,000 square foot new center at Alabama Avenue, Naylor Road and Good Hope Road, in the District of Columbia, opened in February 1997. This is the first new center to open in D.C. east of the Anacostia River since World War II. The center will be anchored by a 57,000 square foot Safeway, which will close its older building across the street. Other signed tenants include Radio Shack, Pizza Hut, Chevy Chase Bank and Rent-a-Center, Blockbuster Video, and police substation. Safeway is developing the project with two local development corporations, but will sign a sale leaseback on the store for a 25 year lease.

o Lerner Enterpnses is trying to develop Dulles Town Center Regional Mall in Sterling/countryside, Loudoun County, Virginia. It is to be located at the southeast corner of Routes 7 and 28 and will contain 1.2 million square feet. Dulles Town Center will also include office, townhouses and industrial uses. Site plans, set backs, parking requirements, etc. have not yet been approved.

o Len Forkas, President of Milestone development for South Charles Realty of Baltimore, indicates the proposed Milestone Center project in Germantown, Maryland near 1-270 and Route 27, will include 2,000 residential units,
      1.0 million square feet of office and a 980,000 square foot shopping center.

o Chelsea GCA Realty is developing the Loudoun Corner Premium Outlets in Leesburg at the northeast corner of Route 7 and the Route 15 Bypass on the east side of Leesburg. The site is 71 acres and will be phased with 225,000 SF in first phase for delivery in 1998. Total size is 475,000 square feet with 100 to 150 tenants.

================================================================================

                                                        Regional Market Analysis
================================================================================

o H/P Cos is also hoping to develop a factory outlet center in Leesburg (rezoning request has been turned down by Loudoun County Planning Board). The original target was for 200,000 to 400,000 square feet of retail.

o West*Group has finally received approval for development of a 450,000 square foot shopping center at Cherry Hill Road and Route 29 in Calverton, Montgomery County. The center will be anchored by a 130,000 square foot Target, with BJ's Wholesale Club, Kohl's Department Store, and SuperFresh also reported to be negotiating deals. The property is part of West Farm's 250 acre site located between Silver Spring and Columbia. The mixed use project will also include 1.7M square feet of office and flex space, of which 1.0M square feet has already been developed.

o Seven Corners Shopping Center in Falls Church has signed leases with Home Depot and Shoppers Food Warehouse as new anchors. They will be located in the section of the site formerly improved by the Woodward & Lothrop department store and furniture store.

o Potomac Mills in Woodbridge, VA, plans a 250,000 square foot expansion in 1997, including restaurants, trendy shops, interactive retailers and entertainment offerings. The new size would be 1.9 million square feet. No retailers have been signed yet, though Dave & Busters, American Wilderness Experience and Rainforest Cafe are obvious prospects.

o Washingtonian Center, Gaithersburg, has signed letters of intent with Galyan's, Kohl's Department Stores, Barnes & Noble and Rio Grande restaurant for its proposed expansion by 350,000 to 450,000 SF to the existing 200,000 SF center. The existing stores include a 14-screen theater, Sport & Health Club, Washington Golf, three restaurants and a small food court. The project is being developed by H/P Cos and Circle Management (Ted Pedas). One 90,000 square foot anchor space and several small shops are still available.

o Columbia Mall in Columbia, Maryland, will be expanded to include a new 170,000 square foot Nordstrom's store. It will be on two levels and will be added as part of a $70M expansion and renovation of the mall, which is 25 years old. The center will also be expanded by 50,000 SF of shop space and an extra parking deck. Opening is targeted for 2000. The center currently has 938,000 square feet and is anchored by J.C. Penney, Sears and Hechts.

o H/P Cos. is finalizing its plans to develop a 193,000 SF shopping center on 16 acres in Sterling, VA. A letter of intent has been signed with Kohl's for 93,000 square feet. The project will include a 2-story office building (40,000 square feet) Opening is targeted for November 1997.

o H/P Cos. is also building a Target store in Burke, Virginia, at Roberts, New Guinea and Old Guinea Roads. They sold the 10.55 acre site to Target for $4.19M, or $9.12 per square foot.

================================================================================

                                                        Regional Market Analysis
================================================================================

o Potomac Yard Center broke ground in November 1996 for a 580,000 square foot retail project. Signed tenants include: Computer City, Sports Authority, Old Navy Clothing, Hallmark, HomePlace, Staples, PetsMart, Shoppers Food Warehouse and Target, as well as a Hoyts Theatre. Annual sales are projected to be in excess of $150 million.

o Eastover Shopping Center in Oxon Hill, MD is being renovated and expanded by the Jenco Foundation. Originally built 52 years ago, the center will be expanded to include a 60,000 square foot Giant Foods and Pharmacy store. The site is 25 acres and includes over 250,000 square feet at Indian Head Hwy and Southern Avenue. The renovation is being financed by a $6M Section 108 loan from PGC and a $600,000 grant from HUD. Giant Food originally signed the lease in August 1995. Construction has commenced after demolition of 25 percent of the center. Delivery is for August 1997. Other new tenants: Chevy Chase Bank, Burger king, Pizza Hut, Subway Sandwiches, Rainbow Stores, Simply Fashion, New York Fashions, Ashley Steward Fashions, Lot Stores, The Furniture Place and Shoe City Shoes and Sports.

      Tenant Contractions

o Papa John's Pizza has canceled plans for seven new District of Columbia stores. It explained the change by describing D.C. as business unfriendly and unpredictable

o Fresh Fields has closed its Gaithersburg Square store in Gaithersburg, Maryland, after only 13 months in operation. Sales were very low. At the same time a new store opened November 8, 1996, in Vienna, VA, at 142 Maple Avenue under the name of Whole Foods Market. Whole Foods Markets bought Rockville based Fresh Fields in the summer of 1996. Whole Foods also owns and operates the Bread & Circus chain, which has opened two stores in the DC area this year. All 12 existing stores will be renamed in 1997 to Whole Foods Markets.

o Best Buy has reported a financial loss for the third quarter of 1996, the first time in a decade. The electronics retailer, with 272 stores in 32 states, reported a third quarter loss of $11 million, or $0.25 per share on sales of $2 billion. Some scaling back is expected in the face of stiff competition from Circuit City.

o     Bob's Stores announces it will be withdrawing from the Washington, D.C.
      market.

o     Best Products has liquidated all assets and closed all of its stores.

      Tenant Expansions

      Electronics:

o CompUSA opened its new 27,000 square foot store at 500 Perry Parkway in Gaithersburg next to the Fairgrounds.

      Grocery:

o Sutton Place Gourmet opened two new stores in Virginia: 21,000 square feet in McLean and 24,000 square feet in Reston, both in November 1996. The stores

================================================================================

                                                        Regional Market Analysis
================================================================================

      continue to emphasize their produce departments. Food competition continues strong from Fresh Fields and Bread & Circus. After up to six months of declining sales when Bread & Circus opened near the New Mexico Avenue store in the District of Columbia, same store sales comparisons are positive again.

      Department and Discount Stores:

o Kohl's Department store plans to open a total of 21 stores in the Spring of 1997, including some in the DC/Baltimore/Phil area. Local openings will include Dale City, Fredericksburg, Kingstowne, and Winchester Valley, VA; Laurel, Bowie, Waldorf, Germantown, and Ellicott City, MD. They bought the
      8.7 acre site in Dale City, Prince William County, Virginia for $3.42 million. It is located in the Rollingwood Center next to Home Depot.

o Value City Department Stores had such good success with its opening at Iverson Mall in Hillcrest Heights, Prince George's County, Maryland, that it is considering five more stores in Prince George's County. Store sizes in the chain include 45,000 square feet for furniture, department stores between 85,000 and 125,000 square feet, and combination stores at 160,000 to 180,000 square feet. The one at Iverson is a 160,000 square foot combination store.

o Kmart is now leasing outparcels to restaurants and service oriented retailers at its centers in an effort to boost revenues. This will impact stores in Greenbelt, Laurel, Suitland, and Silver Spring, Maryland, and Fairfax and Springfield, Virginia. Kmart says its intent is to help it get through bankruptcy.

o Syms paid $5.75 million for the former Holladay Tyler printing plant site at the northeast corner of Twin Brook Parkway and Chapman Ave in Rockville, Maryland. Syms will be closing its store at Mid-Pike Plaza, two miles to the south. The new site is zoned for up to 82,000 square feet.

o Sears plans to open a 151,400 square foot department store at 6211 Leesburg Pike, Falls Church, Virginia, the current site for Caldors and formerly Lord & Taylor. This would be the first regional Sears opening since 1990. Two Sears stores have been closed since 1992 as part of its restructuring. The contract for the store was originally structured to allow for an October opening, but Sears has since retreated from that date, in part because Caldor has not officially stated it would close. There is no signed contract. Caldor has been operating under Chapter 11 bankruptcy protection since September 1995. By comparison, J.C. Penney has opened seven new stores in former Woodward & Lothrop locations throughout the D.C. area.

o City Place Mall in Silver Spring, Maryland, reports 1996 sales up four percent over 1995, with Nordstrom Rack and Marshalls leading the way. Burlington Coat Factory is scheduled for a March 1 opening of a new 65,000 square foot store on the 5th and 6th levels of the mall. This will be their ninth store in the area.

================================================================================

                                                        Regional Market Analysis
================================================================================

      Hardware / Home Improvements

      Home Depot leased another five stores which are expected to be open by year end. Hechingers continues to be lagging in its expansion plans. The new stores total more than 600,000 square feet. Locations include:

      o Springfield Commons, a 241,000 square foot proposed center across from Springfield Mall, Springfield, Virginia, on a 20 acre site being developed by Fried Cos. The Home Depot would contain 116,000 square feet plus a 16,000 square foot outdoor display area. This store will compete directly with two older and smaller Hechingers stores in Hybla Valley and Backlick Road.

      o Others: Milestone Center in Germantown, and College Park, Maryland; and possible locations in Waldorf and Frederick, Maryland, Falls Church, Virginia (Seven Corners)

      o Home Depot has 12 stores in Washington area, including one in Annapolis, and six stores in Baltimore. By comparison, Hechingers has 27 stores in Washington and 12 in Baltimore

o Sears has announced plans to open 20,000 to 25,000 square foot hardware stores in strip center and free-standing locations nationwide. Two locations have been announced for DC metropolitan area, including Herndon and Centreville.

o Home Depot plans a store for Owings Mills, MD, on a 13 acre parcel at 9818 Reisterstown Road. Demolition of an existing 200,000 square foot building is necessary with construction to begin by mid-year 1997.

      Home Furnishings:

o Linens-n-Things will add 10,000 square feet at Mid-Pike Plaza, according to Federal Realty.

o HomePlace intends to open eleven of its 53,000 square foot home and kitchen stores in the D.C. area and another four in Baltimore. Centers close to deals include Bowie Renaissance Center in Bowie, Maryland, Milestone in Germantown, Maryland, Potomac Yard in Alexandria, Virginia, and a planned shopping center in Manassas, Virginia. Their first entries to the market were in Annapolis and Ellicott City, Maryland, in September 1996. The company is projecting annual sales in excess of $10M for each store, or about $189 per square foot. Their product mix includes cookware, linens, picture frames, glassware, ready-to-assemble furniture and other kitchen, bathroom and bedroom items. HomePlace further crowds the local home-furnishings market, now dominated by Bed, Bath & Beyond, Linens n' Things, Crate & Barrel, and Williams Sonoma. Kitchen Bazaar liquidated all 16 of its stores earlier in 1996.

o The Kitchen Store opened five stores in seven weeks in late 1996 and has signed three more leases for stores slated to open in 1997. All the stores are in malls except for one at 4401 Connecticut Avenue, Washington, D.C. Four of the stores are in former Kitchen Bazaar sites. Another is planned for Fair Oaks Mall, Fairfax,

================================================================================

                                                        Regional Market Analysis
================================================================================

      Virginia. Average sales so far at $250 per square foot, compared with industry average of $185 per square foot.

o Reading China and More!, a kitchen and dining room retailer, plans to open five 25,000 square foot stores in the DC area. Potomac Run in Loudoun and Columbia Crossing in Columbia are the first two to sign. Other locations being sought are in Alexandria, Rockville Pike and Gaithersburg. The chain sells 20,000 brand-name products for the kitchen and dining room at 20 to 25 percent off list. Reading China currently has 19 stores in 11 states.

      Restaurants:

o Dave & Busters opened in November 1996 at White Flint Mall. The 60,000 square foot store cost $10,000,000 to build and has seating for 200, a 40 foot Midway Bar and a 21 foot Viewpoint Bar. Sales are projected to be over $250 per square foot according to retailer: 44 percent of sales from amusement, 34 percent from food, 21 percent from beverage sales and 1 percent from merchandise. The mall is owned by Lerner Corp. and has been hard hit by competition from Montgomery Mall since its renovation and expansion with Nordstroms and Macys. New tenants at White Flint include Borders Books, Discovery Zone and Cheesecake Factory.

o Based on the success of their first location at 1652 K Street, McCormick & Schmick's Seafood Restaurant is planning to add three more locations, possibly in Reston, Montgomery County and Baltimore, and maybe another in D.C.

o D.C. is targeted for several new restaurant expansions. Smith & Wollensky and Manhattan Ocean Club are both close to signing deals at the new 600 13th Street office building near Metro Center. John Harvard's Brew House (170 seat restaurant and brewpub) is preparing to open its first store further down 13th Street at the site of the closed Dock Street Brewing Co. in March. Dock Street closed after less than four months in operation because it was unable to adequately finance the restaurant.

o The East End of the District of Columbia is now a destination with the construction of the MCI Arena. The success of Red Sage, Old Ebbitt Grill and Sequoia have boosted the District's image for restaurants nationally.

o Also considering D.C. locations are: Country Star Restaurants, Official All Star Cafe, Fashion Cafe, Motown Cafe, Eerie Entertainment (haunted house), BB King Blues Club, Harley-Davidson Cafe, Club Kodomo, Dive! (Speilberg). Morton's of Chicago has opened a new restaurant in the former Duke Ziebert's at 1050 Connecticut Avenue.

o BET Holdings is opening its first BET SoundStage restaurant in Prince George's County in January 1997 at 9460 Lottsford Road in Largo, Maryland. The focus will be on video and entertainment. The restaurant is 365 seats in 12,000 square feet. Other clubs are in the discussion phases in Las Vegas and Orlando (Disney World).

================================================================================

                                                        Regional Market Analysis
================================================================================

      Theatres:

o Two national movie chains are scouting DC area for sites. Hoyts Cinemas (Australia) has signed a lease to build a 14-screen cinema in Bowie, Maryland at Faison's project at Routes 50 and 197. The total center would be 79,000 square feet of restaurant and entertainment uses. They were also negotiating on a site at Potomac Yard for a 16-screen theater.

o Regal Cinemas (Knoxsville, TN) is opening in Sterling, Virginia. It also plans to build a 13-screen theater at Rockville Town Center, Maryland, and 16-screens at Parole Town Center in Annapolis, Maryland. Both are targeted to break ground in early 1997.

o AMC is currently working on five new sites in the D.C. area, including a 24-screen, 5,000 seat cinema at Milestone center in Germantown, Maryland. It will be the largest movie theater on the East Coast. The theater letter of intent is for the site on the east side of 1-270 at Father Hurley Boulevard. It must be rezoned from office to mixed use. The 36 acre project will also include an extended stay hotel and four restaurants.

o     Both Landmark Mall and Ballston Commons are negotiating to add theatres.

      Other Retailers:

o Hudson Trails Outfitters announces plans to open two or three new stores in 1997, with sizes ranging between 15,000 and 20,000 square feet. The chain expects to reach 20 stores over the next several years, an increase of 10 stores. Current locations include Gaithersburg, Annapolis, Columbia, Hunt Valley and Kensington, Maryland, Springfield, Virginia, and Tenley Circle, in D.C.

o Pier 1 Imports took over the former Circuit City 8,960 square foot store at Bailey's Crossroads Shopping Center, in Fairfax County, Virginia. This space was vacated when Circuit City moved across the street to join Border Books and Filene's Basement. Office Depot has opened in the center as well.

o Ross Dress for Less opened a 28,630 square foot store at Briggs Chaney Plaza in Prince George's County, Maryland, on March 8, 1997. This is their 14th store in the D.C. area and one of six planned to open in the Spring of 1997. Combined Properties manages the center.

o The Book Market has targeted the Washington DC-Baltimore metro area for a 15-20 store opening. The stores are typically 20,000 square feet in size with short term leases (15 to 30 weeks) in existing space that is waiting for a permanent tenant. The stores do heavy discounting.

o 7-Eleven stores are reportedly expanding, and are looking for additional locations in Maryland and Virginia, though none in the District of Columbia.

o Gold's Gym opened a stand-alone, 18,000 square foot facility at 255 Muddy Branch Road in Gaithersburg, in February 1997.

================================================================================

                                                        Regional Market Analysis
================================================================================

o Great Clips haircutteries, with 13 stores in the D.C. metropolitan area, is looking to add another 150 stores in the D.C./Baltimore region. No specific sites have been signed as yet. Store sizes are typically between 800 and 1,200 square feet.

o Sneaker Stadium signed ten year lease for 19,516 square feet at former Staples building at 8461 Leesburg Pike in Tyson's Corner. The chain is looking for another 10 to 14 locations in the Baltimore/Washington market.

Conclusion

      The regional retail market remains highly competitive. Major retailers are constantly testing this market to determine if their format will work with local shoppers. The region's strong growth patterns, generally stable employment, and high levels of household income are perceived as a gold mine by many. The list of expansions summarized above strongly demonstrates this interest.

      While updated 1996 regional statistics are not available from any source, our general observation of the market is that occupancy levels and rental rates remain high. There has been a concern about over building for several years, but this concern has not been translated into material reductions in new development. Power centers, the newest format in the retail market, have been developed in strong locations and older centers have been reinvented as power centers. No new regional malls have been developed, though plans for one in Sterling, Loudoun County, Virginia, are being more actively pursued. Finally, new neighborhood centers are still being developed to support subdivision growth.

================================================================================

                                                                         Addenda
================================================================================


                          QUALIFICATIONS OF APPRAISERS

================================================================================

                                                                  QUALIFICATIONS
================================================================================

                                                           Donald R. Morris, MAI

Professional Affiliations:

      Member of the Appraisal Institute (MAI Designations #9812)
      District of Columbia Certified General Real Estate Appraiser
       (#GA0OOI0267)
      Commonwealth of Virginia Certified General Real Estate Appraiser
       (#4001002465)
      State of Maryland Certified General Real Estate Appraiser (#7220) State of West Virginia Certified General Real Estate Appraiser (#237)

Appraisal/Real Estate Experience:

      Director/Manager, Cushman & Wakefield of Washington, D.C. and Assistant Manager, Cushman & Wakefield of Texas, Inc., Dallas, Texas, Valuation Advisory Services, a full service real estate organization specializing in appraisal and consultation. April 1990 to present.

      Associate Appraiser, Joseph A. Dengel & Company, Dallas, Texas, May 1977 to April 1990.

      Other real estate experience includes work as a residential listing and selling agent preparing market analyses and origination contracts.

      Experience includes appraisal of the following types of property:

      Office Buildings               Medical Office Buildings
      Regional Malls                 Power Centers
      Outlet Centers                 Community & Neighborhood Shopping Centers
      Department Stores              Industrial Buildings
      Residential Subdivisions       Single Family Residences
      Multi-Family Properties        Condominiums/Duplexes
      Subdivision Analysis           Farm/Ranch
      Mixed-Use Properties          Golf Courses
      Grape Vineyards                Special Purpose Facilities
      Commercial Land                Hotel/Motel
      Ad Valorem Tax Appeals

      Appraisal and consulting services used for mortgage loans, relocations, gift and estate tax, condemnation and litigation purposes.

      Qualified as an expert witness in state and federal real estate court cases.

Education:

      Bachelor of Arts (Political Science),1981
      University of Texas at Arlington, Arlington, Texas.

                                                                  QUALIFICATIONS
================================================================================

                                                           Donald R. Morris, MAI

Appraisal Institute Courses:

      #1A1 - Real Estate Appraisal Principles
      #1A2 - Basic Valuation Procedures
      #1B1 - Capitalization Theory & Techniques, Part A
      #1B2 - Capitalization Theory & Techniques, Part B
      #410 - Standards of Professional Appraisal Practice, Part A (USPAP) #420 - Standards of Professional Appraisal Practice, Part B (AI) #21 - Case Studies in Real Estate Valuation
      #22 - Report Writing and Valuation Analysis
      #82 - Residential Valuation Procedures

Additional Accredited Real Estate Courses:

      Real Estate Appraisal
      Principles of Real Estate
      Real Estate Marketing
      Real Estate Finance
      Property Management

      Federal National Mortgage Corporation (Fannie Mae) - Appraisal Training

Certified in the Appraisal's Institute's voluntary program of continuing education for its designated members.

                                                                  QUALIFICATIONS
================================================================================

                                                       STEVEN A. STUDABAKER, MAI

Professional Affiliations:

      Member of the Appraisal Institute (MAI Designations #10241)
      Certified General Real Estate Appraiser District of Columbia -
        (#GA00010046)
      Certified General Real Estate Appraiser Commonwealth of Virginia -
        (#4001 001111)
      Certified General Real Estate Appraiser State of Maryland - (#10057)

      Board of Directors, Washington, D.C. Chapter of the Appraisal Institute, 1995 & 1996

Appraisal/Real Estate Experience:

      Associate Director, Cushman & Wakefield of Washington, D.C., Valuation Advisory Services, a full service real estate organization specializing in appraisal and consultation. Member of National Retail Valuation Group. January, 1987 to present.

      Office Buildings                Medical Office Buildings
      Biomedical Buildings            Industrial Buildings
      Regional Malls                  Power Centers
      Outlet Centers                  Community & Neighborhood Shopping Centers
      Department Stores               Subdivision Development Analysis
      Residential Subdivisions        Bulk Single Family Lots
      Multi-Family Properties         Mixed Use Properties
      Commercial Land                 Hotel
      Fractional Interest Valuations  Leasehold/Leased Fee Valuations
      Ad Valorem Tax Appeals

Education:

      Bachelor of Arts (International Affairs & Economics), 1975
      University of Colorado, Boulder, Colorado

      Masters in Business Administration (Finance), 1980
      University of Southern California, Los Angeles, California

      Additional Accredited Real Estate Courses:

               Real Estate Investment Analysis
               Subdivision Analysis
               Comprehensive Appraisal Workshop

               Appraisal Reporting of Complex Residential Properties

      Continuing education for state licensing

================================================================================
COMPLETE APPRAISAL OF
REAL PROPERTY

Perimeter Pointe Center
Southeast Corner of Mount Vernon Highway and Perimeter Center West Parkway
Atlanta, Fulton County, Georgia

================================================================================

IN A SUMMARY REPORT

As of July 3 1997

Prepared for:

Master Realty, Inc.
Managing Member of Community Centers II L.L.C.
1180 Avenue of the Americas
New York, New York 10036-8401

Lehman Brothers, Inc.
3 World Financial Center
New York, New York 10285

Prepared By:

Cushman & Wakefield of Georgia, Inc.
3300 One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309

Cushman & Wakefield of Georgia, Inc.
3300 One Atlantic Center                                    [LOGO] CUSHMAN &
1201 West Peachtree Street                                         WAKEFIELD(R)
Atlanta, GA 30309
(404) 875-1000

July 10, 1997

Mr. Brian Summers
Vice President
Master Realty, Inc.
Managing Member of Community Centers II L.L.C.
1180 Avenue of the Americas
New York, NY 10036-8401

Mr. Thomas Burke
Vice President
Lehman Brothers, Inc.
3 World Financial Center
New York, New York 10285

Re: Complete Appraisal of Real Property
    Perimeter Pointe Center
    Southeast Corner of Mount Vernon Highway and Perimeter Center West Parkway
    Atlanta, Fulton County, Georgia

Dear Sirs:

In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield, Inc. is pleased to transmit our Complete Appraisal estimating the Market Value of the Leased Fee Estate in the above referenced real property. For this assignment, we are providing an estimate of the Market Value of the subject property. The results of our analysis are being presented in this Summary Report.

The subject of this appraisal is a one-story, non-enclosed, power/super-community shopping center that was built in 1995/1996. It contains a total gross leasable area of 351,532 square feet and is anchored by Michaels, Stein Mart, Home Place, Babies R Us, Goody's, United Artist Theaters, etc. At the time of inspection, it was effectively 92.1 percent occupied based on signed and highly likely leases.

As specified in the Letter of Engagement, the value opinion reported herein is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report. This is a complete appraisal prepared in accordance with the Uniform Standards of Professional Appraisal Practice (USPAP). The results are being conveyed in a Summary Report according to our agreement. As such, it presents only summary discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning, and analyses is retained in the appraiser's file. The depth of discussion contained in this report is specific to the needs of the

Mr. Brian Summers                     Page 2                       July 10, 1997
Master Realty, Inc.
Mr. Thomas Burke
Lehman Brothers, Inc.

client and for the intended use stated below. The appraiser is not responsible for unauthorized use of this report.

This report has been prepared for Master Realty, Inc. and Lehman Brothers, Inc.. ("Clients") and it is intended only for the specified use of the Clients. It may not be distributed to or relied upon by other persons or entities without the written permission of the appraiser.

The property was inspected by Luten L. Teate, MAI. The report has been prepared by Luten L. Teate, MAI.

As a result of our analysis, we have formed an opinion that the Market Value of the Leased Fee Estate in the referenced property, and subject to the assumptions, limiting conditions, certifications, and definitions, as of July 3 1997, the date of inspection, was:

                FORTY SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS
                                   $47,500,000

This letter is invalid as an opinion of value if detached from the report, which contains the text, exhibits, and an Addenda. Other relevant data has been retained in our files.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF GEORGIA, INC.


/s/ Luten L. Teate
Luten L. Teate, MAI
Associate Director
Certified Real Estate Appraiser Georgia No. CG001389


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                                        SUMMARY OF SALIENT FACTS AND CONCLUSIONS
================================================================================

Property Name:                    Perimeter Pointe

Property Type:                    Power/Super-Community Shopping Center

Location:                         Corner of Mount Vernon and Perimeter
                                  Center West Parkway
                                  Atlanta, Fulton County, Georgia

Interest Appraised:               Leased Fee Estate

Date of Value:                    July 3,1997

Date of Inspection:               July 3,1997

Ownership:                        Community Centers II L.L.C.

Land Area:                        31.186 acres

Zoning:                           C-1 Commercial

Highest and Best Use
   As Though Vacant:              Retail use

   As Improved:                   Continued use as a power/super-community
                                  shopping center.

Improvements
   Description:                   One-story,  non-enclosed,
                                  power/super-community shopping center
                                  building of masonry construction that has a total gross leasable area of 351,532 square feet.

   Year Built/Expanded:           1995/1996

Gross Building Area:              N/A

               =================================================
                                  GLA Breakdown
               -------------------------------------------------
                             Tenant Type   GLA (sf)      %

                Anchors
                  Michaels                  18,122       5.2%
                  Stein Mart                35,000      10.0%
                  Baby Superstore           36,900      10.5%
                  Homeplace                 54,448      15.5%
                  Vacant                    56,607      16.1%
                  Goody's                   30,560       8.7%
                  St. Joseph Hospital       22,580       6.4%
                  Consign & Design          15,650       4.5%
                  United Artists Theatre    35,390      10.1%
                Outparcel Buildings         15,000       4.3%
                Shops                       31,275       8.9%
                                           -------
                Total                      351,532     100.0%
               =================================================


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                                        Summary of Salient Facts and Conclusions
================================================================================

=================================
Income Capitalization Approach
Assumptions-Discounted Cash Flow
=================================

Current Occupancy:                  92.1%  effective  based on signed and highly
                                    likely leases

Forecasted Stabilized Occupancy:    92-94% of shops

Holding Period:                     10 years

Growth Rate Assumptions
   Sales Growth:                    1.5% in 1997, 3.0%/year thereafter
   Rent Growth:                     1.5% in 1997, 3.0%/year thereafter
   Expense Growth:                  3.0%/year
   Tax Growth:                      3.0%/year

Tenant Alterations
   New Tenants:                     $10.00/SF
   Renewal Tenants:                 $2.00/SF

Leasing Commissions
   New Tenants:                     4.0%
   Renewal Tenants:                 2.0%

Tenant Renewal Probability:         80%
Cost of Sale at Reversion:          3.0%

Investment Rates
   Going-In Capitalization Rate:    10.0%
   Terminal Capitalization Rate:    10.0%
   Discount Rate:                   11.25%

=================================
Market Value Indicators
=================================

Cost Approach:                      N/A
Sales Comparison Approach:          $47,500,000 to $51,000,000
Income Capitalization Approach
   Discounted Cash Flow:            $46,600,000
   Direct Capitalization:           $48,600,000

Value Conclusion:                   $47,500,000

Resulting Indicators
   Value Per Sq/Ft Owned GLA:       $135.12
   Net Operating Income (FY 1999):  $4,856,030 (Year 2)
   Implicit Capitalization Rate:    10.2%


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                                        Summary of Salient Facts and Conclusions
================================================================================

Exposure Time Implicit in
   Market Value Conclusion:         Not to Exceed 12 Months

Special Assumptions Affecting Valuation:

      The following special assumptions have been considered within the assignment at hand. These assumptions are in addition to the assumptions and limiting conditions which follow at the end of the report.

      1. Throughout the analysis we have relied on information provided by ownership and management which we assume to be accurate. This information was provided in the form of a rent roll, budgets, sales reports and other property specific information. We were also provided with a Pro-Ject diskette for the property which ownership has portrayed as containing the actual lease terms. It is noted that we audited actual lease documents for several of the major tenants during the course of our initial Complete Appraisal in November, 1995. Based upon the current information provided, minor discrepancies were noted which we have reconciled to our satisfaction.

      2. We have made a visual inspection of the subject property and local environs in the process of this analysis. Our comments are limited to those items which were readily observable and apparent to such an inspection. Comments regarding the structural integrity of improvements are beyond the scope of our engagement and are best made by a professional engineer.

      3. Our cash flow analysis and valuation has recognized that all signed leases and pending leases with a high probability of coming to fruition are signed and implemented according to the terms provided. Such leases are identified within the body of this report.

      4. The forecasts of income, expenses, and absorption of vacant space included herein are not predictions of the future. Rather, they are our best estimates of current market thinking on future income, expenses, and demand. We make no warranty or representation that these forecasts will materialize.

      5. We did not measure the improvements but relied on the GLA shown in the rent roll provided by management. The tenant GLAs , shown in the rent roll, were cross-checked against selected leases/lease briefs.

      6. We inspected a representative sample of the retail spaces and we believe that the spaces we inspected are representative of all of the space as to overall quality and condition except where otherwise noted.

      7. We did not observe any hazardous materials during our inspection. The appraiser has no knowledge of the existence of such materials on or in the property. The appraiser, however, is not qualified to detect such substances. The presence of substances such as asbestos, urea-formaldehyde foam insulation, or other potentially hazardous materials may have an affect on the value of the property. The value estimate is predicated on the assumption that there is no such materials on or in the property that would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field to make this determination.


                                                             CUSHMAN &
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                                        Summary of Salient Facts and Conclusions
================================================================================

      8. We did not inspect the roof of the building or make a detailed inspection of the mechanical systems. The appraisers are not qualified to warrant the adequacy or mechanical condition of these components. The client is urged to retain an expert in this field.

      9. Please refer to the complete list of assumptions and limiting conditions included at the end of this report.

Special Risk Factors

      1. The highly likely leases will not be signed when or at the terms reported to us by management.

Positive Factors

      1.    Well known anchor tenants

      2. Excellent location at the intersection of two heavily traveled local service roads

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                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                                [GRAPHIC OMITTED]

                        United Artists and Smaller Stores


                                [GRAPHIC OMITTED]

            Goody's, Home Place and Larger Vacant Stores #600 and 800

================================================================================
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                                                 Photographs of Subject Property
================================================================================

                                [GRAPHIC OMITTED]

               Free Standing Max & Erma's Restaurant on Outparcel


                                [GRAPHIC OMITTED]

                Free Standing Bertucci's Restaurant on Outparcel

================================================================================
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                                                 Photographs of Subject Property
================================================================================

                                [GRAPHIC OMITTED]

                     Free Standing Chick-Fil-A on Outparcel


                                [GRAPHIC OMITTED]

                             Michaels and Stein Mart

================================================================================
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                                                 Photographs of Subject Property
================================================================================

                                [GRAPHIC OMITTED]

                           Stein Mart and Babies R Us


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                                  Loading Area

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                                                               TABLE OF CONTENTS
================================================================================

                                                                            Page
   Identification of Property ..............................................  1
   Property Ownership and Recent History ...................................  1
   Purpose and Intended Use of the Appraisal ...............................  1
   Extent of the Appraisal Process .........................................  1
   Date of Value and Property Inspection ...................................  2
   Property Rights Appraised ...............................................  2
   Definitions of Value, Interest Appraised, and Other Pertinent Terms .....  2
   Legal Description .......................................................  3

DEMOGRAPHIC AND ECONOMIC ANALYSIS ..........................................  7

MARKET ANALYSIS ............................................................ 14

PROPERTY DESCRIPTION ....................................................... 22
   Site Description ........................................................ 22
   Improvement Description ................................................. 22
   Property Taxes & Assessments ............................................ 22
   Zoning .................................................................. 23

HIGHEST AND BEST USE ....................................................... 24
   Highest and Best Use of Site As Though Vacant ........................... 24
   Highest and Best Use of Property As Improved ............................ 24

VALUATION PROCESS .......................................................... 25

SALES COMPARISON APPROACH .................................................. 26

INCOME CAPITALIZATION APPROACH ............................................. 31

RECONCILIATION AND FINAL VALUE ESTIMATE .................................... 47

ASSUMPTIONS AND LIMITING CONDITIONS ........................................ 50

CERTIFICATION OF APPRAISAL ................................................. 52

ADDENDA .................................................................... 53

     Legal Description
     Rent Roll & Summary of Recent Leases
     National Database of Sales
     ULI Database of Operating Results for Power Centers
     Lease Expiration Chart - Pro-Ject
     Competitive Property Photographs
     Local Sale Comparables
     Appraiser Qualifications


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                                                                    INTRODUCTION
================================================================================

Identification of Property

      The subject of this appraisal is a one-story, non-enclosed, power/super-community shopping center that was built in 1995 and 1996. It contains a total gross leasable area of 351,532 square feet and is anchored by Michaels, Stein Mart, Home Place, Babies R Us, Goody's, United Artist Theaters, etc. The property is identified by the Fulton County Tax Assessor's office as Parcel Numbers 17-0019-LL-118, 119,120 and 121..

      The subject site is 31.186 acres . The legal description is in the Addenda. The site is improved with the shopping center structures and paved parking/truck loading areas. It has good access and exposure.

Property Ownership and Recent History

      The subject property is currently owned by Community Centers II L.L.C. It was purchased in 1996 as part of a portfolio and we are told that individual prices were not allocated.

      The leases and operating agreements that are in place encumber the operation of the property.

Purpose and Intended Use of the Appraisal

      The purpose of this appraisal is to estimate the Market Value of the Leased Fee Estate in the subject property as it existed on the date of inspection. The function of this appraisal is for a securitized financing transaction being arranged by Lehman Brothers, Inc..

Extent of the Appraisal Process

      In the process of preparing this appraisal, we:

      o Inspected the subject property, a sampling of the anchor stores and smaller shops, and its surrounding environs;

      o Interviewed representatives of current ownership, leasing personnel, and representatives of the management company;

      o Reviewed leasing policy, concessions, tenant build-out allowances, and recently negotiated rental rates, as well as forecasted operating statements;

      o Conducted market research of occupancy rates, asking rents, concessions, and operating expenses at competing properties;

      o Conducted market inquiries into recent sales of similar retail centers to ascertain sale prices per square foot, effective gross income multipliers, and capitalization rates;

      o Determined a trade area for the subject and analyzed specific data for the property as prepared by Equifax National Decision Systems
            (ENDS);

================================================================================


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                                                                    Introduction
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      o     Estimated market rental rates, absorption, and stabilized income and expenses for the subject based upon available market data and current market thinking relative to growth in market rents and market absorption:

      o Developed a market value estimate of the center via the Sales Comparison Approach;

      o Prepared a forecast of income and expenses in connection with preparing an estimate of stabilized net income for direct capitalization purposes;

      o Prepared a detailed discounted cash flow (DCF) analysis using Pro-Ject PIus+ software for the purpose of discounting a forecasted net income stream into a present value of the leased fee estate for the center;

      o Reconciled the value indications and concluded a final value estimate; and

      o Prepared a Complete Appraisal of the subject property with the results conveyed in this summary narrative report in accordance with Standards Rule 2-2(b) of USPAP. A summary appraisal format provides a summary of the data, analyses, and conclusions rather than presenting a self-contained narrative within the report. Other pertinent data and information is retained in our files.

Date of Value and Property Inspection

      Our Market Value date is July 3,1997. On that date, Luten L. Teate, MAI, inspected the property and its environs.

Property Rights Appraised

      Leased Fee Estate.

Definitions of Value, Interest Appraised, and Other Pertinent Terms

      The definition of market value taken from the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, is as follows:

      The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

      1.    Buyer and seller are typically motivated;

      2. Both parties are well informed or well advised, and acting in what they consider their own best interests;

      3.    A reasonable time is allowed for exposure in the open market;

      4. Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

================================================================================


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                                                                    Introduction
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      5.    The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

      Exposure Time

      Under Paragraph 3 of the Definition of Market Value, the value estimate presumes that "A reasonable time is allowed for exposure in the open market". Exposure time is defined as the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at the market value on the effective date of the appraisal. Exposure time is presumed to precede the effective date of the appraisal.

      Based on our findings, we conclude that an appropriate exposure time for this property would by 12 months or less.

      The following definitions of pertinent terms are taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute.

      Leased Fee Estate

      An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease.

      Market Rent

      The rental income that a property would most probably command on the open market, indicated by the current rents paid and asked for comparable space as of the date of appraisal.

      Cash Equivalent

      A price expressed in terms of cash, as distinguished from a price expressed totally or partly in terms of the face amounts of notes or other securities that cannot be sold at their face amounts.

      These definitions have been taken into account when arriving at the estimate of market value reported in this appraisal assignment.

Legal Description

      We have been provided with a complete metes and bounds legal description of the property. It is in the Addenda.

Competency Provision

      We are aware of the competency provision of the Uniform Standards of Professional Appraisal Practice (USPAP). The authors of this report meet these standards. Luten L. Teate, MAI inspected the property, researched and analyzed pertinent market information, wrote, and

================================================================================


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                                                                    Introduction
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reviewed the appraisal report. Luten L. Teate, MAI have extensive appraisal experience with retail properties nationally.

      It is our opinion that we are fully competent to perform this appraisal, due to the fact that:

      1. We have full knowledge and experience in the nature of this assignment;

      2. All necessary and appropriate steps have been taken in order to complete the assignment competently; and

      3. We do not lack any knowledge or experience that would prohibit this assignment to be completed in a professional, competent manner, or where a biased or misleading opinion of value would be rendered.

================================================================================


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                                [GRAPHIC OMITTED]

                        Map of Metropolitan Atlanta Area

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================================================================================
                                 ATLANTA REGION
                        DEMOGRAPHIC STATISTICS COMPARISON
--------------------------------------------------------------------------------
                                    Atlanta     State of
                                      MSA        Georgia    United States
--------------------------------------------------------------------------------
      Population
         1980                      2,233,325    5,463,106    226,545,792
         1990                      2,959,950    6,478,216    248,709,872
       1996 (EST.)                 3,503,622    7,350,305    265,037,504
      2001 (PROJ.)                 3,941,898    8,045,044    277,157,184
--------------------------------------------------------------------------------
Compound Annual Change
       1980-1990                       2.86%        1.72%      0.94%
       1980-1996                       2.85%        1.87%      0.99%
       1996-2001                       2.39%        1.82%      0.90%
--------------------------------------------------------------------------------
      Households
         1980                        789,577    1,871,652    80,389,688
         1990                      1,102,578    2,366,615    91,947,408
       1996 (EST.)                 1,349,992    2,776,699    100,130,936
      2001 (PROJ.)                 1,538,245    3,080,155    105,243,728
--------------------------------------------------------------------------------
Compound Annual Change
       1980-1990                       3.40%        2.37%      1.35%
       1980-1996                       3.41%        2.50%      1.38%
       1996-2000                       2.65%        2.10%      1.00%
--------------------------------------------------------------------------------
 Average Household Size
         1980                          2.83         2.92       2.82
         1990                          2.68         2.74       2.70
       1996 (EST.)                     2.56         2.61       2.63
--------------------------------------------------------------------------------
Average Household Income
         1990                        $44,400      $36,810     $38,453
       1996 (EST.)                   $58,973      $47,776     $49,031
--------------------------------------------------------------------------------
 Compound Annual Change                4.84%        4.44%      4.13%
--------------------------------------------------------------------------------
1996 Income Distribution Est.
    less than $5,000                   3.9%         6.1%       4.7%
     $5,000-$15,000                    9.6%        14.7%      15.1%
     $15,000-$24,999                  12.3%        15.3%      14.8%
     $25,000-$34,999                  12.5%        14.2%      13.8%
     $35,000-$49,999                  17.2%        16.7%      16.9%
     $50,000-$74,999                  22.0%        17.7%      18.5%
     $75,000-$99,999                   9.7%         6.6%       7.2%
    $100,000-$149,999                  6.8%         4.5%       5.0%
  greater than $150,000                6.1%         4.1%       4.0%
--------------------------------------------------------------------------------
     Other Indices

Professional/Managerial Occupation    28.8%        24.6%      26.4%

Education Above High School Level     51.8%        41.3%      45.2%
--------------------------------------------------------------------------------
SOURCE: Equifax National Decision Systems
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                                               DEMOGRAPHIC AND ECONOMIC ANALYSIS
================================================================================

REGIONAL ANALYSIS

      The short- and long-term value of real estate is influenced by a variety of factors and forces which interact within a given region. Regional analysis serves to identify those forces which affect property value and the role they play within the region. The four primary forces which influence real property value include environmental characteristics, governmental forces, social factors, and economic trends. These forces determine the supply and demand for real property which, in turn, affect market value. The chart on the previous page presents an overview of demographic and economic trends within the subject's region as prepared by Equifax National Data Systems (ENDS).

Definition of the Region

o The Atlanta Region consists of 18 counties. The subject is in Fulton County. Reference is made to the previous regional map.

o Atlanta is the largest incorporated area in the Atlanta Region. The city limits of Atlanta is located mostly within Fulton County, but there is a small section extending into neighboring DeKalb County.

o     The subject is not in the Atlanta city limits.

Overview of the Atlanta Region

o Atlanta is a major financial and corporate center for the entire southeastern United States. Its relatively low cost of living, mild climate, excellent transportation facilities, and a variety of educational and recreational facilities have contributed to its attractiveness as a place to live.

o The metropolitan area has been successful at attracting corporate relocations to the area. It also continues to be the city of choice for many start-up companies in a variety of service and manufacturing industries.

o     Atlanta was the site of the 1994 Super Bowl and the 1996 Summer Olympic
      Games.

Overview of Atlanta Real Estate Market

      During the first half of the current decade, the primary objective of many players in the Atlanta commercial real estate market was survival as the metro area struggled through the effects of the national recession which also effected most major markets throughout the United States. The survivors now appear to be enjoying an Atlanta marketplace that has strongly recovered. The primary sectors of the commercial real market: office, industrial, apartments, and retail all experienced an oversupply during the 1980s. However, during the first part of the decade, demand exceeded additions to supply and, as a result, both occupancies and rents have increased. Now, available, quality space is difficult to find.

      A number of factors have contributed to the Atlanta commercial real estate market's resurgence:

o     The recovery of the nation's economy.

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                                               Demographic and Economic Analysis
================================================================================

o     Activity generated by the 1996 Olympic Games.

o The mature and well-developed metropolitan transportation infrastructure which includes:

o     The strategic location at the junction of three interstate highways.

o Hartsfield International Airport which is one of the nation's busiest and has recently completed a $305 million concourse to service international air traffic.

o The Metropolitan Atlanta Rapid Transit Authority (MARTA) rail system which was established in 1988 and now connects the downtown business area and the airport to suburban office and residential locations. Reference is made to the previous regional map which shows the MARTA lines.

o Diverse job base anchored by services, retail trade, government and manufacturing employment.

      The above factors are market fundamentals that do not completely insulate the Atlanta area from periodic slumps in the national economy but generally serve to mitigate their effects. Atlanta's employment diversification has also proved to be attractive to many real estate investors. A number of recent surveys have chosen Atlanta as one of the more popular business and residential locations in the United States.

Population

o During the early to mid-1970s, the City of Atlanta experienced substantial out-migration of population to the suburban areas, creating dramatic new suburban residential and commercial retail development. The primary directions of growth were northwest and northeast into the suburban counties of Cobb, Gwinnett and DeKalb.

o While the population of the metropolitan area was increasing rapidly, the City of Atlanta actually showed a 14.0 percent population decrease during the decade of the 1970s.

o Since 1980, the city's population has stabilized and may have even increased slightly. The suburban development trend has continued with many outlying areas now offering their own infrastructures.

o The previous chart is based on demographic statistics and estimates prepared by Equifax National Decision Systems (ENDS). It shows that the population of the MSA has grown at a more rapid pace than either the state or nation as a whole since 1980, and this trend is expected to continue for the next 3-5 years.

Households

o Growth in households is important to both office and retail properties. It has been found to be more important to a retail property than growth in population because households have been found to be the primary demand generators for retail goods. Growth in population may not always represent growth in the number of people in the age bracket that typically purchases retail goods. However, growth in households usually does.
================================================================================


                                       -8-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                               Demographic and Economic Analysis
================================================================================

o The previous chart shows the MSA also experienced more rapid household growth than either the state or nation as a whole since 1980 and this trend is expected to continue for the near-term.

o The property being appraised is in one of the area of above average forecasted household growth for the next 5-years.

Economic Base and General Conditions

      The composition of Atlanta's labor force is diverse and not dominated by manufacturing or any one industry group. The trade and services sectors of the economy employ about 55% of the work force in the metropolitan area. A summary of Atlanta's employment characteristics is below:

o     The labor force has grown by about 16 percent, in aggregate, since 1990.

o The May, 1997 unemployment rate for the SMSA was about 3.4 percent which is lower than the 4.1 percent for the state. These are the latest figures as of this writing.

o The unemployment rate for the Atlanta area has consistently been lower than experienced by the state as a whole since 1990.

o Job growth during the latter part of the 1980s exhibited a declining trend and was negative in 1991. However, since 1991, this trend has reversed. In 1993 through 1995, job growth was estimated at 85,300, 96,800, and 77,900 respectively. The Georgia State University Economic Forecasting Center
      (EFC) estimated that the Atlanta region's economy created slower but still impressive levels of job growth in 1996 of about 76,000. The EFC warns that future job growth at these high levels probably can not be sustained and forecasts only about 35,000 new jobs for 1997.

Directions of Growth

      The primary directions of growth for the Atlanta area are generally considered to be in the I-75 and I-85 corridors both north and south of I-285. Reference is made to the previous map.

      The subject property is situated in one of the primary directions of growth for the metropolitan area.

Conclusion

      Atlanta has seen a resurgence in job growth, approaching the experience of the mid-1980s. The economy is drive by job growth which is generated by the airport, transportation infrastructure, and the desirable business climate. This, along with other factors, has translated into a healthy demand for industrial, retail and office space. The overall improvement of the Atlanta economy, together with the 1996 Olympic Games, have led to improvements in all segments of demand.

      Some recent positive and negative factors impacting Atlanta's economy are:

================================================================================


                                       -9-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                               Demographic and Economic Analysis
================================================================================

      Positives

o The 1996 Summer Olympic Games were the largest in history, attracting about 10,000 athletes and sold about 9 million tickets. The Olympics were completed with a slight profit, a portion of which will be used to construct a permanent museum at Centennial Olympic Park.

o A $213 million sports arena has been approved on the site of the Omni Coliseum by the Fulton County Commission and the Atlanta City Commission so the Atlanta Hawks professional basketball team will stay in the downtown area.

o First Data Corporation (FDC), a Fortune 500 firm, is in the process of a staged relocation of its corporate headquarters from New Jersey to Atlanta. About 10% of FDC's 37,000 employees now work in the metro area.

o Lockheed Martin won a $700+/- million contract from the Australian Air Force to build 12 C-130 transport planes.

o General Motors started producing vans at its Doraville assembly plant in June 1996, after spending two years retooling the plant. Employment at the plant has now grown to about 3,300 jobs.

o Local companies like SunTrust Bank , Delta Airlines, and Norfolk Southern have recently announced significant hiring plans.

      Negatives

o Metro Atlanta failed air quality standards set by the Clean Air Act which has led to Federal restrictions and potential loss of road building funds.

o Lockheed Martin announced plans to lay off up to 1,500 workers in late 1996 due to delays in congressional funding for the F-22 Stealth fighter.

NEIGHBORHOOD ANALYSIS

      A neighborhood is defined as a grouping of complimentary land uses affected by similar operations of the social, economic, governmental, and environmental forces that influence property value. The area most closely surrounding the subject, whether it contains residential property, or a mixture of commercial and residential properties, is called a neighborhood.

      Location

o     The property being appraised is in unincorporated Fulton County and about
      12.5 miles north of downtown Atlanta, Georgia. Reference is made to the previous maps for the location of this property relative to the region.

o The boundaries of the neighborhood are not precise but are considered to be about one mile radius of this property which is at the intersection of two of the major traffic/commercial arteries in Fulton County:

            1. Mount Vernon Highway
            2. Perimeter Center West Parkway

================================================================================


                                      -10-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                               Demographic and Economic Analysis
================================================================================

      Access-Traffic Counts

o The property is located at the intersection of the above two referenced streets. The Georgia Department of Transportation shows the following 1996, bi-directional traffic counts for the reporting stations that are closest to the subject as:

================================================================================

              Summary of 1996 Traffic Counts Near Perimeter Pointe

================================================================================

          On Mt. Vernon Highway Between Glenridge Drive      10,938
           and Fulton/DeKalb County Line

          On Abernathy Road Between Ga. 400                  48,826
           and Mt. Vernon Highway

          Source: Georgia Department of Transportation
================================================================================

o We checked the 1996 traffic counts at other reporting stations in the general area. We found that the counts near this center are some of higher ones in the area but not the highest. A higher count (63,000+/-) was found at Ashford Dunwoody Road just north of I-285. However, this is expected since this reporting station is very near Perimeter Mall which is the commercial hub of the area.

      Access-Other

o Our inspection of the area suggests that this neighborhood has excellent access. Both frontage roads are heavily traveled traffic arteries. Perimeter Center West Parkway changes names after crossing Mount Vernon Highway and is known as Abernathy Road. It intersects Georgia Highway 400 about .5 mile northwest of this center. Georgia 400 is a major, limited access commuter route for many of the residents living in the affluent suburbs of the northern metro area.

o The MARTA Sandy Springs rail system is under construction near this property and is scheduled to open in 1999-2000. While the construction in the area is currently causing congestion, experience has shown that it will improve access to the area.

o We are not aware of any planned road improvements such as widenings or relocations that would impact access to the neighborhood.

      Neighborhood Characteristics

o General Overview: The neighborhood can best be described as one of Atlanta's largest and strongest office/hotel/retail submarkets. Over the past 15 years, the rural portions of North Fulton and neighboring counties have become popular bedroom community areas because of their proximity to Interstate 285 and Georgia 400 which provide access to the employment centers along both arteries. Retail and other types of commercial development followed the in-migration of households to the area.

================================================================================

                                      -11-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                               Demographic and Economic Analysis
================================================================================

o The neighborhood now has a mixture of commercial and residential land uses. The more significant commercial uses are concentrated along the area's major arteries in a dense pattern.

o The other streets in the neighborhood are predominantly residential in nature. The homes appear to be occupied by middle to upper income residents. The subdivisions in the area range in age from new to 20+/- years old.

o In Relation to metro area Growth Pattern -- As mentioned in the Regional Analysis, there are several recognized directions of growth for the metro area. Most are northward especially along the I-75 Georgia 400 and I-85 corridors. The neighborhood being examined is in one of those corridors. While residential sectors of this neighborhood are, for the most part, already developed and stable, there are still pockets of developing single and multi-family development scattered throughout the area. The area is experiencing growth in both its retail and office sectors. The center being appraised is well located, and easily accessible from most parts of the surrounding area and positioned well to benefit from the growth.

o Age and History of the Area -- Most improvements in the neighborhood, both commercial and retail, appear to be 0 to 10 years old. Residential areas are generally older at 10 to 25 years.

o Percent Built-Up -- Land within the neighborhood appears to be about 70 percent built-up, overall.

o Major Area Influences -- Perimeter Mall and a number of multi-building, mid-rise office complexes are the most prominent commercial improvements in the neighborhood. The stores at the Mall and, the many other retail and office developments in the area are the employment generators in the neighborhood.

      Nearby and Adjacent Uses

o North -- Mount Vernon Place, a 412 unit, new, multi-family, luxury apartment complex on Mount Vernon Highway and the Northpark Town Center office development on Abernathy Road. A fourth tower of the office park is under construction.

o South -- There is an Embassy Suites Hotel and the two building Crown Pointe office complex along Crown Pointe Parkway. Across Perimeter Center West Parkway from the subject are two recently developed power centers known as Perimeter Square East and West. They are at the southeast and southwest comers of the intersection of Perimeter Center West Parkway and Central Parkway.

      The Sandy Springs MARTA station is under construction adjacent to the subject, on the south. This MARTA station will be underground at this point of the rail line.

o East -- Single-family residences on Mount Vernon Highway and the local service streets that are developed off of it.

================================================================================

                                     -12-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                               Demographic and Economic Analysis
================================================================================

o West -- A mid-rise office building known as 1100 Perimeter Center West is across Perimeter Center West Parkway from the subject.

      Population, Housing, Income and Employment

o This type of data is not available with any degree of accuracy in a neighborhood level. However, in a later section of the report, we discuss these and other items for the trade area that we selected for this shopping center. Although the trade area is somewhat larger than the neighborhood, they are similar in most respects. That discussion is, therefore, pertinent for the neighborhood as well.

      Special Hazards or Adverse Influences

o We are not aware of any existing or planned detrimental influences such as land fills, noise pollution, air pollution, etc., that adversely impact this property.

      Planned Improvements/Demolition

o We are not aware of planned improvements or demolitions of commercial properties within the neighborhood that might alter this property's competitive position.

      Conclusion

o The neighborhood appears stable and its commercial sectors are developing. Proximity to Georgia 400 and I-285 give above average access to the neighborhood which has encouraged development of the neighborhood's commercial/retail sites. The outlook for the near-term appears good.

================================================================================


                                      -13-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 MARKET ANALYSIS
================================================================================

Market Trends

      The following chart summarizes the historical trends of the Atlanta retail market. It shows a total inventory of about 101,500,000 square feet, a current vacancy rate that is considered low at about 7.6 percent, and a declining trend in that rate.

================================================================================

                      The Atlanta Retail Market Historical Trends

================================================================================

                                   Vacancy           Occupancy
       Year        Existing   -----------------------------------     Net
      Ending        Sq. Ft.      SF        %        SF        %    Absorption
================================================================================

       1991       74,502,769  9,770,984  13.1%  64,731,785  86.9%    321,623
       1992       85,686,916  9,185,490  12.1%  66,501,426  87.9%  1,769,635
       1993       83,637,634  8,891,522  10.6%  74,746,112  89.4%  4,534,837
       1994       85,576,400  7,809,559   9.1%  77,766,841  91.9%  3,267,416
       1995       95,740,964  7,604,760   7.9%  88,136,204  92.1%  7,187,068
       1996       98,796,972  7,593,671   7.7%  91,203,301  92.3%  4,767,090
  2nd Qtr. 1997  101,465,267  7,744,083   7.6%  93,721,184  92.4%    948,823

Source: Jamison Research, Inc.
================================================================================

      The following chart shows recent trends and the current status of the portion of the retail market that includes non-mall properties with a regional draw. The subject falls into this category. In this segment of the market, vacancy is also quite low at about 6.4 percent.

================================================================================

                        Atlanta's Regional Center Trends
                                   (Non Malls)
================================================================================
                Period                            Vacancy
                Ending    Existing SF  Vacant SF    Rate   Absorption
================================================================================

                1993       6,939,550    616,763     8.9%     838,830
                1994       7,828,429    674,228     8.6%     409,000
                1995      10,984,841    999,688     9.1%     218,150
                1996      12,016,738    740,915     6.2%   1,828,685
           2nd Qtr. 1997  12,002,275    768,665     6.4%     -27,750

         Source: Jamison Research, Inc.
================================================================================


                                      -14-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      The following chart focuses on the current status of the Central Perimeter submarket and the regional (non-mall) portion of that submarket. They show similar strength.

================================================================================

                 Submarket Statistics as of Second Quarter, 1997

================================================================================

                                         Vacancy     Absorption
                 Inventory   Vacant SF    Rate        Sq. Ft.
================================================================================

                           Central Perimeter Submarket

                 6,088,929    371,713     6.1%        163,648

                       Central Perimeter Regional Centers

                 1,019,837     72,200     7.1%         39,750
--------------------------------------------------------------------------------
            Source: Jamison Research, Inc.
================================================================================

Property Profile

      The subject property is anchored by a number of national retail tenants, all of which are unique to the trade area. Provided below is a summary of the major tenants that are in place. Combined, they account for in excess of 70.7 percent of GLA..

                     =================================
                        Anchor Tenants        % of GLA
                     =================================
                     Michael's                   5.1%
                     ---------------------------------
                     Stein Mart                  9.9%
                     ---------------------------------
                     Baby Superstore            10.5%
                     ---------------------------------
                     Home Place                 15.5%
                     ---------------------------------
                     Goody's                     8.7%
                     ---------------------------------
                     St. Joseph Hospital         6.4%
                     ---------------------------------
                     Consign & Design            4.6%
                     ---------------------------------
                     United Artists Theaters    10.1%
                     ---------------------------------

Retail Structure

      Retail in the Perimeter Pointe area consists of:

      o     A regional mall

      o     A number of power or super-community centers

      o     Numerous free standing retail buildings.

================================================================================


                                      -15-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      The subject is in an intensely developed retail area in the northern suburbs of metropolitan Atlanta. The focus or hub of destination shopping for this area is the Perimeter Mall. Developed in 1971 and expanded several times since, Perimeter Mall is a regional center with a total GLA of about 1,300,000 square feet. Anchor tenants include Rich's Macy's and J.C. Penney. Nordstrom is under construction and should be open by year end. There is substantial peripheral development around the mall including free-standing restaurants, hotels, strip center, and "big box" stores, all of whose occupants are well known national franchise retailers. Some of these include:

                                  o Home Depot
                               o Linens N' Things
                                   o Best Buys
                                   o Marshalls

      The chart on the following page summarizes details about the area's most significant retail properties. They include Perimeter Mall and four power centers. All are within a one-mile radius of the subject. The chart shows that most of these properties were constructed within the last five years and they, in aggregate, contain a total GLA of about 2,105,000 square feet. Overall occupancy in these centers is approximately 98 percent which shows that demand and supply in this retail area are well matched.

================================================================================


                                      -16-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

============================================================================================================================
                                                 Competitive Shopping Centers
============================================================================================================================

                                                            Year        Total      Occupied    Total     Shop       Shop
Property                        Location                    Built      GLA (SF)       SF      Occupanc  GLA (SF)  Occupanc
============================================================================================================================
1 Perimeter Mall           Ashford Dunwoody Rd            1971/91/97  1,445,150    1,416,247    98.0%   454,400     54.0%
                             at Hammond Dr.




2 Perimeter Expo           Ashford Dunwoody Road             1993       288,037      282,037    97.9%    41,037     85.4%
                             at Hammond Dr.




3 Perimeter Square East  Perimeter Center West Parkway       1994       190,616      190,616   100.0%     5,500    100.0%
                              at Central Parkway




4 Perimeter Square West  Perimeter Center West Parkway       1995        98,000       98,000   100.0%    21,339    100.0%
                              at Central Parkway

5 Perimeter Station        Perimeter Center Parkway         1996/97      83,000       83,000   100.0%         0
                         at Perimeter Center Parkway




                                                                      ======================            =======
      TOTALS                                                          2,104,803    2,069,900            522,276

  Weighted Average                                                                              98.3%               93.6%

      SUBJECT                                               1995/96     351,532      323,925    92.1%     31,275    96.8%





============================================================================================================================

  SURVEY TOTALS                                                       2,456,335    2,393,825    97.5%    553,551    93.8%

============================================================================================================================

                                Distance
                                  From
Property                         Subject    Anchors
====================================================================
1 Perimeter Mall                0.75 Miles   Macy's
                                             Rich's
                                             J.C. Penney
                                             Nordstrom
                                             (Under Const.)

2 Perimeter Expo                0.75 Miles   Home Depot
                                             Best Buys
                                             Marshalls
                                             Linen N Things
                                             Office Max

3 Perimeter Square East          0.1 Miles   Computer City
                                             Bed, Bath & Beyond
                                             TJ Maxx
                                             Petsmart
                                             Haverty's (8/96)

4 Perimeter Square West          0.1 Miles   REI
                                             Circuit City

5 Perimeter Station              0.7 Miles   Barnes & Noble
                                             Container Store
                                             Mikasa
                                             Restoration Hardware
                                             Canyon Cafe

      TOTALS

  Weighted Average

      SUBJECT                                Michaels
                                             Stein Mart
                                             Baby Superstores
                                             Homeplace
                                             United Artist Theatre

====================================================================

  SURVEY TOTALS

====================================================================

      We conclude that the subject is not the dominant retail center in its trade area but one of a number of relatively new, well anchored, well occupied, and well located properties.

New/Proposed Development

      To the best of our knowledge, there are no other proposed properties in the area which would compete directly with the subject.

Conclusions

      The following summarizes our property specific conclusions based on our market research and experience.

      Rental Rates

      We find that base rental rates in the areas shopping centers are considered above average for Atlanta area community centers. Our discussions with the leasing agents for the subject property and its competitors told us that spaces are leased in

================================================================================


                                      -17-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      the range of $15 to $30 per square foot depending on center space size, location in the center, lease term and retrofit allowance.

o The subject property's rates generally are toward the upper end of the range because it is a newer upscale center. Most tenants also pay reimbursable charges, and often do have periodic steps in the rental rate.

o We considered recent rates at the subject, its competition, and our database of recent leases at other southeastern power/community centers and we concluded market rates for the shop spaces at subject of:

                     -------------------------------------
                     Shop Spaces 1,000 SF or <      $29.00
                     -------------------------------------
                     Shop Spaces of 1,001-2,000 SF  $28.00
                     -------------------------------------
                     Shop Spaces over 2,001-5,000   $27.00
                     -------------------------------------
                     Spaces >5,001 SF               $18.00
                     -------------------------------------

      o The above rates are averages over the lease term so we did not include rent steps in future leases for our cash flow model.

      o We did not estimate market rent for anchor spaces because most have leases that expense beyond the analysis period.

      Expense Rates

      Operating expense rates at the subject in 1996 were about $1.78 per square foot. and management expects these costs to increase to about $2.84/SF in 1997. We were unable to obtain expense rates for the most competitive properties. We based our estimates of future expenses for the subject on the limited history and ownership's budget that were provided. We also considered the operating results database of power and super community centers that is published in Dollars & Cents of Shopping Centers. This database is summarized in the Addenda.

      Concessions/Workletter

      Our interviews of the leasing agents for the subject and its primary competitors showed that retrofit allowances are sometimes but not always given and that spaces are taken in "broom clean" condition. The agents told us that from time to time, concessions are given in the form of free rent. This is usually limited to new tenants and is minimal. We considered this in our analysis. We realize that there are occasionally situations where sought after tenants will be given some retrofit allowance as an inducement. This cost is not reimbursable to other tenants as CAM. We have allowed for this possibility in our cash flow analysis.

Trade Area Analysis

      In defining boundaries for the subject's primary trade area, several factors have been considered. First, the property's location with respect to traffic arteries provides the basis for local but not regional access. Second, competitive properties and geographic boundaries help

================================================================================


                                      -18-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

to define the potential size of the trade area as a measure of distance from the property. Third, the merchandising mix and anchor alignment provide the basic draw of customers that are likely to patronize the property.

      The location and accessibility of competing centers has direct bearing on the formation and make-up of the subject's potential trade area. The subject competes most directly with several power/super community centers that are within a one mile radius.

      To summarize, the foundation of our analysis in the delineation of the subject's trade area may be summarized as follows:

      1. Highway accessibility, including area traffic patterns, geographical constraints, and nodes of residential development;

      2. The position and nature of the area's retail structure, including the location of destination retail centers which compete with the subject and the strength and composition of the retail in-fill; and

      3. The size, anchor tenancy, and merchandising composition of the subject property's tenants.

      Given all of the above, we believe that a primary trade area for the subject property would likely span an area encompassing about three miles around the center. The subject's secondary trade area might span up to five miles from the site. Based on these observations, we have analyzed a demographic profile for the subject based upon a radius of approximately 5+/- miles from the property. To add perspective to this analysis, we have segregated our survey into three and five mile concentric circles for a comparison to the Atlanta MSA and State. The following chart presents this data as prepared by Equifax National Decision Systems.

================================================================================


                                      -19-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

====================================================================================================
                             Perimeter Pointe Center Demograpic Statistics Comparison
====================================================================================================
                                               Trade Area
                                        =========================
                                        3-Mile             5-Mile          Atlanta          State of
                                        Radius             Radius              MSA           Georgia
====================================================================================================
            Population
               1980                     53,814            123,550        2,233,325         5,463,106
               1990                     62,398            153,400        2,959,950         6,478,216
               1996                     74,260            184,311        3,503,622         7,350,305
               2001                     85,089            209,053        3,941,898         8,045,044
      Compound Annual Change
             1980-1990                    1.5%               2.2%             2.9%              1.7%
             1980-1996                    2.0%               2.5%             2.9%              1.9%
             1996-2001                    2.8%               2.6%             2.4%              1.8%
----------------------------------------------------------------------------------------------------
            Households
               1980                     19,119             45,054          789,577         1,871,652
               1990                     27,260             64,245        1,102,578         2,366,615
               1996                     35,117             81,644        1,349,992         2,776,699
               2001                     41,676             95,814        1,538,245         3,080,155
      Compound Annual Change
             1980-1990                    3.6%               3.6%             3.4%              2.4%
             1980-1996                    3.9%               3.8%             3.4%              2.5%
             1996-2001                    3.5%               3.3%             2.6%              2.1%
----------------------------------------------------------------------------------------------------
     Average Household Income
               1990                    $67,635            $70,104          $44,400           $36,810
               1997                    $98,585           $104,143          $58,973           $47,776
               2001                   $124,770           $131,638          $79,928           $63,576
    Compound Annual Change
             1990-1996                    6.5%               6.8%             4.8%              4.4%
             1996-2001                    4.8%               4.8%             6.3%              5.9%
----------------------------------------------------------------------------------------------------
  1996 Income Distribution (Est)
         less than $5,000                 1.6%               2.0%             3.9%              6.1%
          $5,000-$15,000                  5.6%               6.1%             9.6%             14.7%
          $15,000-$24,999                 9.2%               8.5%            12.3%             15.3%
          $25,000-$34,999                 9.5%               9.6%            12.5%             14.2%
          $35,000-$49,999                15.4%              14.8%            17.2%             16.7%
          $50,000-$74,999                27.7%              27.4%            22.0%             17.7%
          $75,000-$99,999                15.8%              15.6%             9.7%              6.6%
         $100,000-$149,999                8.9%              10.2%             6.8%              4.5%
       greater than $150,000              6.5%               5.8%             6.1%              4.1%
----------------------------------------------------------------------------------------------------
           Other Indices
Professional/Managerial Occupation       35.4%              34.2%            28.8%             24.6%

 Education Above High School Level       60.8%              65.3%            51.8%             41.0%

     Incomes Over $25,000/year           83.7%              83.4%            74.3%             63.9%
----------------------------------------------------------------------------------------------------
SOURCE: Equifax National Decision Systems
(1) Estimates
(2) Primary trade area = 3-mile radius, total trade area = 5-mile radius.
====================================================================================================

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                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      The previous chart shows that the demographics of the trade area are above average relative to those of either the MSA or the state.

Summary/Observations/Conclusion

      We have briefly analyzed the retail trade history and profile of the subject region in order to make reasonable assumptions as to the forecasted performance of the subject's trade area. A metropolitan area and locational overview has been presented which has highlighted important points about the study area, as well as demographic and economic data specific to the trade area. We have also included a brief summary of the competitive retail centers in the market area. The trade area profile discussed encompasses a five mile radius from the subject. Marketing information relating to these sectors has been presented and analyzed in order to determine patterns of change and growth. The data is useful in giving quantitative dimensions of the total trade area, while our comments serve to provide qualitative insight into this area.

      The following bullet points summarize some of our key conclusions with regard to the subject's trade area and market potential:

      o The subject enjoys a generally accessible location within one of the growth quadrants of Metro Atlanta.

      o Household growth has been strong within the trade area when compared the MSA and the state. This trend is expected to continue for the near term.

      o Income levels within the subject's trade area are generally higher than the MSA or state as a whole and this trend is expected to continue for the near term.

      o The property is well positioned geographically to benefit from future growth in both households and household income in the area.

      o The subject is not the dominant retail center in the area but one of a number of well anchored, well located, newer, power/super community centers. There is also a strong regional mall within a mile of this property.

      o While we are not aware of near-term plans for new competition in the area, there are vacant or underutilized, commercially zoned tracts in the area. There is no reason to assume that one or more of these may not be developed with retail. However, new development should help create a more critical retail mass in the area that will continue to attract additional customer traffic.

      o On balance, it is our opinion that, with competent management, proper maintenance and aggressive marketing, the subject will continue to be a viable entity and maintain a strong share of market expenditure potential. Our outlook for the area continues to be positive with above average demographics. We judge this property to have moderate prospects for appreciating real estate values.


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                                                     VALUATION ADVISORY SERVICES
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

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

o The site size is 31.186 acres. A copy of the legal description is in the Addenda.

o The site generally slopes downward from north to south but is at grade with both frontage streets, and is typical of the area.

o It is predominately covered with the shopping center buildings or site improvements such as paved parking.

o     Access is average with curb cuts along both frontage streets.

o     Exposure to both streets is considered average.

o The site is not in the flood plain based on our inspection of the flood plain maps with city planning personnel.

Improvement Description

      The improvements were built in 1995/1996 and consist of a single level, retail building and free standing outparcel buildings that contain about 351,532 square feet of GLA. Construction is steel frame, masonry exterior with a flat roof. The structure appears to be in good condition for its age and we did not notice significant deferred maintenance.

      The following chart summarizes the owned GLA of this center.

             ===========================================================
                                    GLA Breakdown
             -----------------------------------------------------------
                    Tenant Type               GLA(sf)            %

                 Anchors
                  Michaels                    18,122            5.2%
                  Stein Mart                  35,000           10.0%
                  Baby Superstore             36,900           10.5%
                  Homeplace                   54,448           15.5%
                  Vacant                      56,607           16.1%
                  Goody's                     30,560            8.7%
                  St. Joseph Hospital         22,580            6.4%
                  Consign & Design            15,650            4.5%
                  United Artists Theatre      35,390           10.1%
                 Outparcel Buildings          15,000            4.3%
                 Shops                        31,275            8.9%
                                             -------
                 Total                       351,532          100.0%
             ===========================================================

Property Taxes & Assessments

      The subject property is currently assessed by Fulton County. The city and county apply their tax rates to the 40 percent assessment to derive the tax liability. Tax billings in this jurisdiction are based on a calendar basis. The subject's current 100 percent tax appraisal of $40,339,200 equates to a 40 percent assessment of $16,135,680 which results in a CY 1997


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                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                            Property Description
================================================================================

tax estimate of about $569,015, if we assume a three percent higher tax rate in 1997 than in 1996. Our tax comparable research support is the tax appraisal as appropriate.

Zoning

      The subject property is zoned C-1 (Commercial) by Fulton County. After a review of subject improvements, the local zoning code ordinance, and discussions with the planning and zoning department, we believe that the subject property, as improved, is a conforming use. We know of no deed restrictions, private or public, that further limit the subject property's use. The research required to determine whether or not such restrictions exist, however, is beyond the scope of this appraisal assignment. Deed restrictions are a legal matter and only a title examination by an attorney or title company can usually uncover such restrictive covenants. Thus, we recommend a title search to determine if any such restrictions do exist.


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                                      -23-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                            HIGHEST AND BEST USE
================================================================================

Highest and Best Use Analysis

      Highest and best use analysis evaluates existing land use for the subject property and seeks to determine if alternative uses would prove more profitable. The definition and analysis apply specifically to the land. The analysis further examines whether the land value at its highest and best use exceeds the total value of the property under its existing use or as improved. Highest and best use identifies the most profitable, competitive use to which the property can be put. Therefore, highest and best use is a market-driven concept.

Definition

      Highest and best use is defined as follows:

      The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability (Dictionary of Real Estate Appraisal, Third Edition, 1993).

      The definition indicates that there are two types of highest and best use analysis required; the site as though vacant, and the site as currently improved. In each case, the highest and best use must generally meet four criteria. The use must be (1) physically possible, (2) legally permissible, (3) financially feasible, and (4) maximally productive.

Highest and Best Use of Site As Though Vacant

      The subject site is zoned for shopping center development. Access is considered above average. It is a convenient shopping location for residents of the Central Perimeter area. Surrounding land uses reflect a mix of retail and other uses. There is also ample residential backup. Considering the site's size, location, and accessibility, we are of the opinion that the property's highest and best use would be for a use that utilizes this location and relies upon the draw of customers. Given the zoning effect on the site, nearby land use patterns, and accessibility, we are of the opinion that the highest and best use of the subject site, as if vacant, is for retail development, such as a community-oriented shopping center.

Highest and Best Use of Property As Improved

      When a site contains improvements, the existing use will generally continue in-use until such time the land value exceeds the sum of the land and existing improvement value, and the cost to remove improvements for another use. The subject property has been in continuous operation as a shopping center for about two years. As such, the existing leases which are in-place dictate a retail use of the property. The subject improvements are considered to be in good condition and continue to provide a sufficient return to the land. The site's value, as if vacant, clearly does not exceed the value of the property as currently improved, so it is reasonable to conclude that the highest and best use of the property, as improved, is for continued use as a shopping center.


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                                      -24-
                                                             CUSHMAN &
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                                                     VALUATION ADVISORY SERVICES
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

                                                               VALUATION PROCESS
================================================================================

      Appraisers typically use three approaches in valuing real property: The Cost Approach, the Sales Comparison Approach, and the Income Capitalization Approach. The type and age of the property and the quantity and quality of data effect the applicability in a specific appraisal situation.

Cost Approach

      The Cost Approach renders an estimate of value based upon the price of obtaining a site and constructing improvements, both with equal desirability and utility as the subject property. Historically, investors have not emphasized cost analysis in purchasing investment grade properties. The estimation of obsolescence for functional and economic conditions, as well as depreciation on improvements, makes this approach difficult at best. Furthermore, the Cost Approach fails to fully consider the value of anchor store commitments to shopping centers and the difficulty of site assemblage for such properties. All things considered, the Cost Approach will not be employed in this analysis due to the fact that the marketplace does not rigidly trade leased shopping centers on a cost/value basis.

Sales Comparison Approach

      The Sales Comparison Approach is based on an estimate of value derived from the comparison of similar type properties which have recently been sold. Through an analysis of these sales, efforts are made to discern the actions of buyers and sellers active in the marketplace, as well as establish relative unit values upon which to base comparisons with regard to the subject. This approach has applicability in the subject analysis but is difficult to utilize in a complex income-producing property because of the unique differences between properties and the markets in which they operate. Consequently, it is rather "broad brush". Furthermore, this approach has been used to help develop investment indices and parameters from which to judge the reasonableness of our principal approach, the Income Capitalization Approach

Income Capitalization Approach

      By definition, the subject property is considered an income/investment property. Properties of this type are historically bought and sold on the ability to produce economic benefits, typically in the form of a yield to the purchaser on investment capital. Therefore, the analysis of income capabilities are particularly germane to this property since a prudent and knowledgeable investor would follow this procedure in analyzing its investment qualities. Therefore, the Income Capitalization Approach has been emphasized as our primary methodology for this valuation.

Reconciliation

      This valuation concludes with a final estimate of the subject's market value based upon the total analysis as presented herein.


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                                                             CUSHMAN &
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                                                     VALUATION ADVISORY SERVICES
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

                                                       SALES COMPARISON APPROACH
================================================================================

Methodology

      The Sales Comparison Approach provides an estimate of value by comparing recent sales of similar properties in the surrounding or competing area to the subject property. Inherent in this approach is the principle of substitution, which holds that "when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming that no costly delay is encountered in making the substitution."

      By analyzing sales that qualify as arms-length transactions between willing, knowledgeable buyers and sellers, we can identify market value and price trends. Comparability in physical, locational and economic characteristics is an important criterion when comparing the sales to the subject property. The basic steps involved in the application of this approach are as follows:

      1. Research recent, relevant property sales and current offerings throughout the competitive marketplace;

      2. Select and analyze properties considered most similar to the subject, giving consideration to the time of sale, any change in economic conditions which may have occurred since the date of sale, and other physical, functional, or locational factors;

      3. Reduce the sales price to a common unit of comparison, such as price per square foot of gross leasable area that is to be sold;

      4. Make appropriate adjustments between the comparable properties and the property appraised;

      5. Identify sales which include favorable financing and calculate the cash equivalent price; and

      6. Interpret the adjusted sales data and draw a logical value conclusion.

      The most widely-used, market-oriented unit of comparison for properties such as the subject is the sale price per square foot of gross leasable area
(GLA) purchased. We also considered the overall capitalization rates and the net operating incomes/sf that were extracted from an analysis of the sales. We have utilized these market comparisons in our analysis. The Addenda contains a chart showing details of our national database of power/super-community center sales. The chart on the following page presents an overview of the improved property sales used in this analysis. Details of these transactions have been retained in our files.


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                                      -26-
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

====================================================================================================================================
                                                  Shopping Center Sales Summary
====================================================================================================================================
                                                     Gross    Site                        Cash                Overall
Sale                                         Sale   Leasable  Size     Year  Occupancy    Equiv                 Cap
No.    Name/Location                         Date   Area(SF) (Acres)   Built  at Sale  Sales Price   Price/SF   Rate    NOI/SF  EGIM
====================================================================================================================================
1      Carrollton Crossroads                 01/97  303,805   36.00    1987    98.5%    $18,100,000   $59.58   10.08%    $6.01   N/A
       U.S. Highway 27 and U.S. Highway 166
       Carrollton,GA

2      Hamilton Village                      03/97  365,397   44.85    1991      96%    $18,378,750   $50.30   10.52%    $5.29   N/A
       2020 Gunbarrel Road
       Chattanooga, TN

3      Lawrenceville MarketCenter            11/96  499,829     NIA    1995     100%    $34,600,000  $123.56    9.50%   $11.74   N/A
       Ga. 316 & Ga. 120
       Lawrenceville, GA

4      Perimeter Village                     07/96  366,600   32.00    1995      93%    $50,000,000  $136.39    9.40%   $12.82   N/A
       West Side Of Ashford Dunwoody Road
       Atlanta, GA

5      The Village At University Place       08/96  334,500   37.50    1995     100%    $33,400,000   $99.85    9.85%    $9.84   N/A
       SWQ Of Interstate 85 and W.T. Harris
       Charlotte, NC
====================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       Sales Comparison Approach
================================================================================

Overview of Sales

      The negotiated sale price of comparable properties tends to set a range in which the value of the subject will usually fall. In total, five comparable sales have been analyzed for this analysis. These represent power/super-community center sales which have occurred throughout the southeast. The sales exhibit a broad range in unit prices of between $50.30 to $136.39 per square foot of GLA sold with overall capitalization rates ranging from a low of
9.40 percent to a high of 10.52 percent. These transactions occurred between July, 1996 and March, 1997.

      For the sales surveyed, the mean overall sale price is calculated to be $30,895,750 mean gross leasable area sold is 374,026 square feet, with the mean overall price per square foot calculated at $93.94. Finally, the survey shows a mean NOI of $9.14 square foot, with a mean overall capitalization rate of 9.87 percent.

      As can be seen, the sales vary from property to property, based on various characteristics of each property. Some of the most notable differences between the comparable sales include market location, site coverage, anchor GLA as a component of GLA sold, anchor credit, and, more importantly, the net operating income achieved per square foot.

Analysis of Sales

      The major elements of comparison for an analysis of this type include the property rights conveyed, the financial terms incorporated into a particular transaction, the conditions or motivations surrounding the sale, changes in market conditions since the sale, the location of the real estate, its physical traits and the economic characteristics of the property.

o The first adjustment made to the market data takes into account differences between the subject property and the comparable property sales with regard to the legal interest transferred. Leased fee interest was transferred in all cases so no adjustment is necessary.

o Advantageous financing terms or peculiar conditions of sale are then adjusted to reflect a normal market transaction. All sales were on an all cash basis so no adjustment is necessary.

o Next, changes in market condition must be accounted, thereby creating a time adjusted normal unit of comparison. We find that the market has softened over the last year for power/super community centers and that investors are now assigning a higher degree of risk in their rate selection. This trend is evident in the overall capitalization rates of the sales previously presented. This impacts the unit prices that are paid.

o Lastly, adjustments for location, the physical traits, and the economic characteristics of the market data are made in order to generate the final adjusted unit rate which is appropriate for the subject property. Generally, we find that the subject has a superior location and economic characteristics to most of the comparables.

      Most income producing properties are purchased on gross expected income, rather than leasable area, making unit prices a somewhat subjective reflection of investment behavior. In our opinion, a buyer's criteria for the purchase of a retail property is predicated primarily on the


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

                                                       Sales Comparison Approach
================================================================================

property's income characteristics. Thus, we have identified a relationship between the net operating income and the sales price of the property.

      Typically, a higher net operating income per square foot corresponds to a higher sales price per square foot. This is true for the five sales we analyzed. Therefore, an adjustment for these economic differences incorporates factors such as location, tenant mix, rental levels, operating characteristics, and building quality.

      In order to quantify the appropriate adjustments to the indicated per square foot unit values, we compare the subject's second year or stabilized projected net operating income per square foot to the pro-forma income of the individual sale properties. The table below adjusts each property's sale price per square foot on this basis. As mentioned, this property has a large block of space (56,600 square feet) that has not leased since the center opened. We have assumed that it will lease within about a year, so the second year's net operating income is more reflective of a stabilized level for this property. The derivation of the subject's projected first stabilized year NOI (FY1999 - $13.81 per square foot) is presented in the Income Capitalization Approach section of this report. The adjustment factor is calculated by dividing the subject's project NOI per square foot by the comparable's NOI per square foot.

                =================================================
                Comparing Properties Based on NOI Per Square Foot
                       Based on Second Year NOI Estimate
                =================================================
                           NOI/SF
                           Subject
                          ----------       Unadjusted    Adjusted
                Sale No.  Comparable   X    Price/SF     Price/SF

                  1        $13.81            $59.58      $136.94
                          ----------
                            $6.01

                  2        $13.81            $50.30      $131.35
                          ----------
                            $5.29

                  3        $13.81           $123.56      $145.39
                          ----------
                           $11.74

                  4        $13.81           $136.39      $146.96
                          ----------
                           $12.82

                  5        $13.81            $99.85      $140.17
                          ----------
                            $9.84
                =================================================

      After adjustments for these economic differences, the sales presented reflect a range from approximately $131 to $147 per square foot with a mean of approximately $140 per square foot on a stabilized basis.


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                                                             CUSHMAN &
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                                                     VALUATION ADVISORY SERVICES
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

                                                       Sales Comparison Approach
================================================================================

      The sale price per square foot of gross leasable area, including land, implicitly contains both the physical and economic factors of the value of a shopping center. Such statistics, however, do not explicitly convey by themselves many of the details surrounding a specific income producing property like the subject. Nonetheless, the process we have undertaken here is an attempt to quantify the unit price based upon the subject's income producing potential.

      The subject is viewed as being a well located, well anchored center that is one of the stronger but not the dominant power/super-community centers in an trade area. It has above average demographics for the Atlanta area and a moderate to strong growth potential. Anchor alignment and tenant merchandising appear to be appropriate to the market. Overall, we would consider this property to be a good investment opportunity.

Conclusion

      Considering the characteristics of the subject relative to the above, we believe that a unit rate toward the middle of the range of $135 to $145 per square foot is appropriate for the subject property. Applying this unit rate range to 351,523 square feet results in a value of approximately $47,500,000 to $51,000,000 for the subject property, as of July 3 1997, the date of inspection.

                    Market Value - Sales Comparison Approach
                      Rounded to $47,500,000 to $51,000,000


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                                      -30-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  INCOME CAPITALIZATION APPROACH
================================================================================

Introduction

      The Income Capitalization Approach is based upon the economic principle that the value of a property capable of producing income is the present worth of anticipated future net benefits. The net income projected is translated into a present value indication using the capitalization process. There are various methods of capitalization that are based on inherent assumptions concerning the quality, durability and pattern of the income projection. Where the pattern of income is irregular due to existing leases that will terminate at staggered, future dates, or to an absorption or stabilization requirement on a newer development, discounted cash flow analysis is the most accurate.

      Discounted Cash Flow Analysis (DCF) is a method of estimating the present worth of future cash flow expectancies by individually discounting each anticipated collection at an appropriate discount rate. The indicated market value by this approach is the accumulation of the present worth of future projected years' net income (before income taxes and depreciation) and the present worth of the reversion (the estimated property value at the end of the projection period). The estimated value of the reversion at the end of the projection period is based upon capitalization of the next year's projected net operating income. This is the more appropriate method to use in this assignment, given the step up in lease rates and the long term tenure of retail tenants.

      A second method of valuation, using the Income Capitalization Approach, is to directly capitalize a stabilized net income based on rates extracted from the market or built up through mortgage equity analysis. This is a valid method of estimating the market value of the property as of the achievement of stabilized operations.

Discounted Cash Flow Analysis

      The Discounted Cash Flow (DCF) produces an estimate of value through an economic analysis of the subject property in which the net income generated by the asset is converted into a capital sum at an appropriate rate. First, the revenues which a fully informed investor can expect the subject to produce over a specified time horizon are established through an analysis of the current rent roll, as well as the rental market for similar properties. Second, the projected expenses incurred in generating these gross revenues are deducted. Finally, the residual net income is discounted into a capital sum at an appropriate rate which is then indicative of the subject property's current value in the marketplace.

      In this Income Capitalization Approach to the valuation of the subject, we have utilized a 10-year holding period for an investment in the subject property, with the cash flow analysis commencing in August 1997. Although an asset such as the subject has a much longer useful life, investment analysis becomes more meaningful if limited to a time period considerably less than the real estate's economic life, but of sufficient length for an investor. A 10-year holding period for this investment is long enough to model the asset's performance and benefit from its lease-up, but short enough to reasonably estimate the expected income and expenses of the real estate. Although our cash flow analysis is presented on a fiscal year basis, it is noted that we may discuss income and expenses based upon a calendar year basis for comparison to historical and budgeted data.


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                                      -31-
                                                             CUSHMAN &
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                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

      The revenues and expenses which an informed investor may expect to incur from the subject property will vary, over the holding period. Major investors active in the market for this type of real estate establish certain parameters in the computation of these cash flows and criteria for decision making which this valuation analysis must include if it is to be truly market-oriented. These current computational parameters are dependent upon market conditions in the area of the subject property as well as the market parameters for this type of real estate which we view as being national in scale.

      By forecasting the anticipated income stream and discounting future value at reversion into a current value, the capitalization process may be applied to derive a value that an investor would pay to receive that particular income stream. Typical investors price real estate on their expectations of the magnitude of these benefits and their judgment of the risks involved. Our valuation endeavors to reflect the most likely actions of typical buyers and sellers of property interest similar to the subject.

      An analytical real estate computer model that simulates the behavioral aspects of property and examines the results mathematically is employed for the discounted cash flow analysis. In this instance, it is the Pro-Ject Plus+ computer model. Since investors are the basis of the marketplace in which the subject property will be bought and sold, this type of analysis is particularly germane to the appraisal problem at hand. On a following page is a summary of the expected annual cash flows from the operation of the subject over the stated investment holding period.

      A general outline summary of the major steps involved may be listed as follows:

      1. Analysis of the income stream: establishment of an economic (market) rent for tenant space; projection of future revenues annually based upon existing and pending leases; probable renewals at market rentals; and expected vacancy experience;

      2. Estimation of a reasonable period of time to achieve stabilized occupancy of the existing property and make all necessary improvements for marketability;

      3. Analysis of projected escalation recovery income based upon an analysis of the property's history as well as the experiences of reasonably similar properties;

      4. Derivation of the most probable net operating income and pre-tax cash flow (net income less reserves, tenant improvements, leasing commissions and any extraordinary expenses to be generated by the property) by subtracting all property expenses from the effective gross income; and

      5. Estimation of a reversionary sale price based upon capitalization of the net operating income (before reserves, tenant improvements and leasing commissions or other capital items) at the end of the projection period.


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                                      -32-
                                                             CUSHMAN &
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

                                                  Income Capitalization Approach
================================================================================

--------------------
Discounted Cash Flow
--------------------

Potential Gross Revenues

      The total potential gross revenues generated by the subject property are composed of a number of distinct elements: minimum rent determined by lease agreement; additional overage rent based upon a percentage of retail sales; reimbursement of certain expenses incurred in the ownership and operation of the real estate; and other miscellaneous revenues. Minimum base rent represents a legal contract establishing a return to investors in the real estate, while the passing-on of certain expenses to tenants serves to maintain this return in an era of continually rising costs of operation. Additional rent based upon a percentage of retail sales experienced a property serves to preserve the purchasing power of the residual income to an equity investor over time. Finally, miscellaneous income adds an additional source of revenue in the complete operation of the subject property. At the subject it is minor and usually includes termination fees, extra tenant charges and deposit forfeitures.

      The rent roll and summary of recent leases is in the Addenda.

Operating Expenses

      Total expenses incurred in the production of income from the subject property are divided into two categories: reimbursable and non-reimbursable items. The major expenses which are reimbursable include real estate taxes, common area maintenance and insurance. Management fee is reimbursable by some but not all tenants. Reimbursement is usually based on pro rata share but there are exceptions. The reimbursable costs are usually factored upward by a 5 to 15 percent administrative fee prior to reimbursement. There are also exceptions to this rule of thumb. The structure at the subject property is typical of the reimbursable expense recovery structure found at most other southeastern centers that we have appraised.

      The non-reimbursable expenses associated with the subject property include certain general and administrative expenses, including non-recoverable maintenance and reserves for replacements, and management fee for some tenants.

      Non-operating expenses include alteration costs associated with bringing space up to occupancy standards, and leasing commissions.

      The various expenses incurred in the operation of the subject property have been estimated from information provided by a number of sources. We have reviewed the subject's operating history and budget provided by ownership. This information is provided in the Addenda. We have compared this information to published data which are available, as well as comparable expense information. The Addenda includes a summary of the operating results database for power centers that is compiled by Urban Land Institute. Finally, this information has been tempered by our experience with other comparable shopping centers in the marketplace as well as on a national basis.


================================================================================

                                      -33-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

---------------------------
      Cash Flow Assumptions
---------------------------

      Our cash flows forecasted for the property are presented on a following page. The formulation of these cash flows incorporate the following general assumptions in our computer model:

================================================================================
            Summary of Critical Assumptions For Discounted Cash Flow
================================================================================
   Subject Property                                             Perimeter Pointe
================================================================================
   Square Footage Reconciliation
================================================================================
   Total Gross Leasable Area                                             351,532
--------------------------------------------------------------------------------
       Anchor/Major Tenant GLA                                           305,257
--------------------------------------------------------------------------------
       In-Line and Free-Standing Shop GLA                                 46,275
================================================================================
   Market Rent/Sales Conclusions
================================================================================
   Market Rent Estimates (1997)                       Average Rates Over Term
--------------------------------------------------------------------------------
       Tenants 1,000 SF or less                                     $29.00/SF
--------------------------------------------------------------------------------
       Tenants 1,001-2,000 SF                                       $28.00/SF
--------------------------------------------------------------------------------
       Tenants 2,001-5,000 SF                                       $27.00/SF
--------------------------------------------------------------------------------
       Tenants 5,000 SF                                             $18.00/SF
--------------------------------------------------------------------------------
   Rental Basis                                                           NNN
--------------------------------------------------------------------------------
   Stabilized Market Rental Growth Rate               1.5% in 1997, 3.0%/Year
                                                                   thereafter
--------------------------------------------------------------------------------
   Credit Risk Loss (Non-Anchor Space)                                   1.5%
================================================================================
   Vacancy and Typical Lease Term
================================================================================
   Average Lease Term                               3, 5 and 10 Years (shops)
--------------------------------------------------------------------------------
   Rent Steps                                                            None
--------------------------------------------------------------------------------
   Renewal Probability                                                    80%
--------------------------------------------------------------------------------
   Weighted Average Downtime Between Leases                          2 Months
--------------------------------------------------------------------------------
   Stabilized Occupancy (Shop Space)                                   92-94%
--------------------------------------------------------------------------------
   Forecasted Date Of Stabilization                                       N/A
--------------------------------------------------------------------------------
   Absorption Period                                                      N/A
================================================================================
   Operating Expense Data
================================================================================
   Leasing Commissions
--------------------------------------------------------------------------------
       New Tenants                                                       4.0%
--------------------------------------------------------------------------------
       Renewal Tenants                                                   2.0%
--------------------------------------------------------------------------------
   Tenant Improvement Allowance
--------------------------------------------------------------------------------
       New Tenants                                                  $10.00/SF
--------------------------------------------------------------------------------
       Renewal Tenants                                               $2.00/SF
--------------------------------------------------------------------------------
   Stabilized Tax and Expense Growth Rate                           3.0%/Year
--------------------------------------------------------------------------------
   Management Fee (of EGI)                                               4.0%
--------------------------------------------------------------------------------
   Capital Reserves (PSF of Owned GLA)                        $.10/SF in 1997
================================================================================


================================================================================

                                      -34-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

----------------------
Additional Assumptions
----------------------

1. Anchor stores (>15,000 SF) will renew their leases for at least one 10-year term at their current contract rate over the term. The re-leasing cost will include no retrofit allowance but renewal tenant commissions.

2. Office Depot and the vacant store at 600B (26,607 SF) will have reimbursement clauses like Michaels.

3. The vacant store 600B (26,607 SF) will lease in July 1998 for 10 years at $9.00 per square foot flat with no finish allowance.

4. Tenants with insufficient sales histories are assumed to never reach breakpoint. 1997 sales are assumed at 3 percent higher than 1996 actuals.

5.    Future lease terms of shop tenants:

      If current term is 34 years                 Assume 3 years

      If current term is 5-9 years                Assume 5 years

      If current term is 10 or more years         Assume 10 years

6. With an 80 percent renewal probability, this is equivalent to 2 months downtime on all leases.

7. Market rent estimates are averages over the lease term so we did not use periodic rent steps in our model.

8. Vacant shop space will be absorbed in January 1998 at market rates for 5 year term.


================================================================================

                                      -35-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                            PERIMETER POINTE CENTER
                            PROJECT DESIGNATOR: PP97
                            REVISION: 7/18/97 @ 9:32
                             ANNUAL CASH FLOW REPORT
                          BEGINNING 8/1/97 FOR 12 YEARS
                                 7/18/97 @ 9:30

                      FY1998       FY1999       FY2000       FY2OOl       FY2002       FY2OO3       FY2004       FY2005
INCOME
------
MINIMUM RENT:
ANCHORS              3,612,424    3,921,041    3,947,837    4,034,175    4,121,212    4,138,845    4,144,424    4,168,651
IN LINE SHOPS          724,556      759,181      763,428      748,926      804,516      828,995      863,375      869,414
FREE STANDING          358,213      371,227      377,420      382,595      398,661      408,963      414,192      414,192
                    ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
TOTAL MINIMUM RENT   4,695,193    5,051,449    5,088,685    5,165,696    5,324,389    5,376,803    5,421,991    5,452,257

RECOVERIES:
CAM/MGT. FEES          339,947      377,084      387,124      396,577      411,077      423,515      436,387      447,991
INSURANCE               49,708       55,877       57,449       58,965       60,863       62,738       64,772       66,719
REAL ESTATE TAXES      536,094      602,451      619,556      634,934      653,655      673,700      695,327      716,189
                    ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
TOTAL RECOVERIES       925,749    1,035,412    1,064,129    1,090,476    1,125,595    1,159,953    1,196,486    1,230,899

OVERAGE RENT                 0            0            0            0            0            0            0          875

SALES VOLUME (000)       8,439        8,640        8,899        9,244       10,307       10,616       10,934       11,262
                    ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
GROSS RENTAL
 INCOME              5,620,942    6,086,861    6,152,814    6,256,172    6,449,984    6,536,756    6,618,477    6,684,031
VACANCY ALLOWANCE      (49,595)     (51,767)     (52,282)     (51,897)     (55,059)     (56,690)     (58,582)     (59,048)
MISCELLANEOUS           20,000       20,000       20,000       20,000       20,000       20,000       20,000       20,000
                    ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
TOTAL INCOME         5,591,347    6,055,094    6,120,532    6,224,275    6,414,925    6,500,066    6,579,895    6,644,983

EXPENSES
--------
CAM                    284,900      293,447      302,250      311,318      320,657      330,277      340,186      350,391
REAL ESTATE TAXES      578,958      596,326      614,216      632,643      651,622      671,171      691,306      712,045
GENERAL & ADMIN.        10,175       10,480       10,795       11,118       11,452       11,796       12,149       12,514
INSURANCE               53,724       55,336       56,996       58,706       60,467       62,281       64,149       66,074
MANAGEMENT FEE         224,838      243,475      246,113      250,247      258,000      261,471      264,739      267,361
                    ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
TOTAL EXPENSES       1,152,595    1,199,064    1,230,370    1,264,032    1,302,198    1,336,996    1,372,529    1,408,385
                    ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
NET OPERATING
 INCOME              4,438,752    4,856,030    4,890,162    4,960,243    5,112,727    5,163,070    5,207,366    5,236,598

ALTERATIONS             10,300            0       12,939       39,303       23,995       18,601            0            0
COMMISSIONS            212,672            0        6,983       36,186       21,761       45,551            0            0
STRUCTURAL RESERVE      35,213       36,270       37,358       38,478       39,633       40,822       42,046       43,308
                    ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------

                      FY1998       FY1999       FY2000       FY2OOl       FY2002       FY2OO3       FY2004       FY2005

CASH FLOW            4,180,567    4,819,760    4,832,882    4,846,276    5,027,338    5,058,096    5,165,320    5,193,290

                      FY2006       FY2OO7       FY2008       FY2009

INCOME
------
MINIMUM RENT:
ANCHORS              4,255,190    4,298,997    4,298,997    4,298,997
IN LINE SHOPS          815,548      922,601    1,007,127    1,000,332
FREE STANDING          420,177      441,817      454,479      460,558
                    ----------   ----------   ----------   ----------
TOTAL MINIMUM RENT   5,490,915    5,663,415    5,760,603    5,759,887

RECOVERIES:
CAM/MGT. FEES          455,290      466,608      482,495      493,229
INSURANCE               68,208       70,217       72,913       74,999
REAL ESTATE TAXES      732,753      751,656      779,484      801,958
                    ----------   ----------   ----------   ----------
TOTAL RECOVERIES     1,256,251    1,288,481    1,334,892    1,370,186

OVERAGE RENT             1,880            0            0            0

SALES VOLUME (000)      11,198       11,948       12,307       12,676
                    ----------   ----------   ----------   ----------
GROSS RENTAL
 INCOME              6,749,046    6,951,896    7,095,495    7,130,073
VACANCY ALLOWANCE      (56,962)     (62,145)     (66,716)     (66,813)
MISCELLANEOUS           20,000       20,000       20,000       20,000
                    ----------   ----------   ----------   ----------
TOTAL INCOME         6,712,084    6,909,751    7,048,779    7,083,260

EXPENSES
--------
CAM                    360,903      371,730      382,882      394,368
REAL ESTATE TAXES      733,406      755,408      778,071      801,413
GENERAL & ADMIN.        12,889       13,276       13,674       14,085
INSURANCE               68,056       70,098       72,201       74,367
MANAGEMENT FEE         269,962      278,076      283,820      285,203
                    ----------   ----------   ----------   ----------
TOTAL EXPENSES       1,445,216    1,488,588    1,530,648    1,569,436
                    ----------   ----------   ----------   ----------
NET OPERATING
 INCOME              5,266,868    5,421,163    5,518,131    5,513,824

ALTERATIONS             63,430       79,134        4,983       17,390
COMMISSIONS             58,407      344,193      108,140        9,386

STRUCTURAL RESERVE      44,607       45,945       47,324       48,743
                    ----------   ----------   ----------   ----------

                      FY2006       FY2OO7       FY2008       FY2009

CASH FLOW            5,100,424    4,951,891    5,357,684    5,438,305

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

Net Income/Net Cash Flow

      Operating expenses are deducted from the estimated revenue to result in an annual net operating income. The total other expenses of the subject property, including alterations, commissions, capital expenditures, and reserves, are annually deducted from net operating income, thereby leaving a net cash flow to the investors in each year of the holding period before debt service. Since there is a large anchor space vacant and we estimate that it can be leased within one year, our analysis will be based on second year estimated net income as representative of a stabilized level. In the second year of investment, the net operating income is forecasted to be equal to approximately $4,856,030 which is equivalent to 80.2 percent of effective gross income. Deducting other expenses including capital items results in a net cash flow before debt service of approximately $4,819,760.

================================================================================
             Second Year (Stabilized) Estimates for Perimeter Pointe
================================================================================

        Income                                              $           $/SF
              Base Rent                                 $5,051,449     $14.35
              Percentage Rent                                   $0      $0.00
              Expense Recoveries                        $1,035,412      $2.94
              Other Income                                 $20,000      $0.06
                                                        ----------
        Potential Gross Income                          $6,106,861     $17.34
        Allowance for Vacancy & credit Loss               ($51,767)    ($0.15)
                                                        ==========
        Effective Gross Income                          $6,055,094     $17.20

        Less: Recoverable Expenses
              Common Area Maintenance                     $293,447      $0.83
              Real Estate Taxes                           $596,326      $1.69
              Insurance                                    $55,336      $0.16
                                                        ==========
        Total Recoverable                                 $945,109      $2.68

        Less: Non-Recoverable Expenses
              General & Administrative                     $10,480      $0.03
              Management                                  $243,475      $0.69
                                                        ==========
        Total Non-Recoverable                             $253,955      $0.72

        Total Operating Expenses                        $1,199,064      $3.41
        NET OPERATING INCOME                            $4,856,030     $13.79

        Operating Expense Ratio                               19.8%
================================================================================


================================================================================

                                      -37-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

Investment Parameters

      After projecting the income and expense components of the subject property, investment parameters must be set in order to forecast property performance over the holding period. These parameters include the selection of capitalization rates (both initial and terminal) and application of an appropriate discount or yield rate, also referred to as the internal rate of return (IRR).

Selection of Capitalization Rates

      Overall Capitalization Rate

      The overall capitalization rate bears a direct relationship between net operating income generated by the real estate in the initial year of investment (or initial stabilized year) and the value of the asset in the marketplace. Overall rates are affected by the existing leasing schedule of the property, the strength or weakness of the local rental market, the property's position relative to competing properties, and the risk/return characteristics associated with competitive investments.

      Recent surveys of prominent investors point towards a trend of rising capitalization and discount rates for retail as a general industry segment. Aggressive expansion in certain markets coupled with locational deficiencies and absence of tenant quality have posed problems for some investors in their underwriting.

      In addition, the recent turmoil among many of the nation's largest retail chains has not gone unnoticed by investors. Furthermore, quest for market share has caused many retails to pursue aggressive expansion plans that may have negative long term implications. Equitable


================================================================================

                                      -38-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

Real Estate Investment Management Inc. reports in their Emerging Trends in Real Estate - 1997 that, while power centers are considered one retail property type currently in a growth mode, most respondents feel that the oversupply of this type of retail will impact value gains for these property types to the extent they may lag regional malls in appreciation over a five and ten year time frame.

      The Cushman & Wakefield Autumn 1996 survey reveals that going-in cap rates for Class A [Neighborhood and Community] centers range between 8.50 and 10.50 percent, with a low average of 9.30 percent and high average of 9.80 percent, respectively; a spread of 50 basis points. Terminal, or going-out, rates are now
10.00 and 10.40 percent on average.

      For Class A Power Centers, going-in capitalization rates now range from
8.50 to 10.50 percent, with a low average of 9.40 percent and a high average of
9.50 percent. Terminal rates average 9.70 and 10.10 percent for the power center format, while discount rates run 10.50 to 12.00. The low IRR mean is 11.50 percent, with a high mean of 11.70 percent.

================================================================================
                 Cushman & Wakefield Valuation Advisory Services
          National Investor Survey - Power Retail Centers - Autumn 1996
================================================================================
                  Power Center and Big Box          Neighborhood/Community
 Investment     ----------------------------------------------------------------
 Parameters        Low                High           Low              High
================================================================================
OAR/Going-In    8.50-10.50%        9.00-10.50%    8.50-10.50%      9.00-10.50%
                   9.40%              9.50%          9.30%            9.80%
--------------------------------------------------------------------------------
OAR/Terminal    9.50-10.50%        9.50-10.50%    9.50-10.50%     10.00-11.00%
                   9.70%             10.10%         10.00%           10.40%
--------------------------------------------------------------------------------
     IRR       10.50-15.00%       10.50-15.00%   10.00-15.00%     10.00-15.00%
                  11.50%             11.70%         11.90%           12.10%
================================================================================

      The Second Quarter 1997 Peter F. Korpacz survey of the National Power Center Market finds that overall capitalization rates remained stable while terminal and discount rates rose 8 basis points over the last quarter. Current going-in rates present a range of 8.75 to 10.50 percent, with an average of 9.50 percent. However, the low end of the range increased by 25 basis points to 8.75 percent. Terminal rates suggest a slight spread over going-in rates, with a range of 9.00-11.50 percent and an average of 9.96 percent. The average IRR is shown to be 11.33 percent, with a range between 9.50-12.50 percent. Again the low end of the range increased but this time the spread is by 50 basis points.


================================================================================

                                      -39-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

================================================================================
                       NATIONAL POWER CENTER MARKET
                            Second Quarter 1997
================================================================================
                                CURRENT               LAST
         KEY INDICATORS         QUARTER              QUARTER       YEAR AGO
================================================================================
                          Free & Clear Equity IRR
================================================================================
              RANGE            9.50-12.50%         9.00-12.50%        N/A
             AVERAGE             11.33%              11.25%
      CHANGE(Basis Points)         --                  +8             N/A
================================================================================
                     Free & Clear Going - In Cap Rate
================================================================================
              RANGE            8.75-10.50%         8.50-10.50%        N/A
             AVERAGE              9.58%               9.58%
      CHANGE(Basis Points)          -                   0             N/A
================================================================================
                             Residual Cap Rate
================================================================================
              RANGE            9.00-11.50%         8.50-11.50%        N/A
             AVERAGE              9.96%               9.88%
      CHANGE(Basis Points)         --                  +8             N/A
================================================================================
      Source: Peter Korpacz Associates, Inc. Real Estate Investor Survey -
              Second Qtr. 1997
================================================================================

      The survey goes on to note that because of overbuilding in many markets, power centers are less enticing to institutional buyers than they were a short time age. Buyer criteria includes a tenant alignment of the dominant category retailers, good demographics with income and population growth projected at or above regional norms, and the "A+" location in that particular market. The most desirable center in a particular market is the dominant property which has created a true barrier to entry.

      Overall rates are a function of income growth in a particular income stream. Typically, long term leases which are written for anchor tenants tend to be flat with little or no upside. As such, cap rates tend to be higher in centers which have a higher percentage of big box space (upwards to 100 percent) and lower in centers where a higher percentage (20 to 25 percent) of the GLA is occupied by shorter term in-line stores.

      Most retail properties that are considered institutional grade are existing, seasoned centers with good inflation protection that offer stability in income and are strongly positioned to the extent that they are formidable barriers to new competition. Equally important are centers which offer good upside potential after face-lifting, renovations, or expansion.

      Investors have recognized that the retail landscape has been fundamentally altered by consumer lifestyles changes, industry consolidations and bankruptcies. Trends toward more casual dress at work and consumers growing pre-occupation with their leisure and home lives have created the need for refocused leasing efforts to bring those tenants to the center that help differentiate them from the competition. As such, entertainment, a loosely defined concept, is one of the most common directions new centers have taken with multiplexes, restaurants and other specialty tenants entering the merchandising mix.

      A trend toward bringing in larger specialty and category tenants to the center is also in evidence. The risk from an owners standpoint is finding that mix which works the best.


================================================================================

                                      -40-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

Nonetheless, the effect of these changes have been a rise in rates as investors find it necessary to adjust their risk premiums in their underwriting.

      In the Sales Comparison Approach, the chart of most comparable sales showed overall capitalization rates ranging from 9.40 percent to 10.52 percent for good quality power/super-community and power centers in the Southeast. The overall mean for the sales presented is 9.87 percent. From the surveys and comparable sales presented, we would be inclined to consider a going-in capitalization rate for the between 9.75 and 10.25 percent.

      Finally, we have considered the subject's position in the market and anchor tenancy. The subject is a well-located power center in an attractive growth market. It has a unique tenant alignment and well matched merchandising mix with several good credit tenants. The upside will be through the ultimate attainment of overage rent, something we have not forecasted due to lack of adequate sales history. We believe that an investor would likely recognize this real short term potential in the selection of a capitalization rate.

      In our selection of cap rates for the subject property, we have placed specific emphasis on the quality and durability of the forecasted income stream. On balance, we find that the subject can be classified as a good quality, well-located center in an area which has seen strong retail interest.

      Based upon the rate information derived from the comparable sales and investor surveys, we believe that a property with the characteristics of the subject would potentially trade at an overall rate between 9.75 and 10.25 percent.

      Terminal Capitalization Rate

      The residual cash flows annually generated by the subject property comprise only the first part of the return which an investor will receive. The second component of this investment return is the pre-tax cash proceeds from the resale of the property at the end of a projected investment holding period. Typically, investors will structure a provision in their analyses in the form of a rate differential over a going-in capitalization rate in projecting a future disposition price. The view is that the improvement is then older and the future is harder to visualize hence a slightly higher rate is warranted for added risks in forecasting. On average, the C&W rate survey shows a 30-60 basis point differential. The Korpacz survey shows a spread of 38 basis points.

      For the subject, however, we do not believe that it is necessary to add points to the terminal rate due to the fact that forecasted income growth is relatively flat and that the subject has the potential to be into percentage rent in future years. In addition, the long term nature of many of the leases makes the income stream almost as secure in 10 years as it is today.

      Therefore, a projected terminal capitalization rate of about 10 percent is indicated for the subject property. Thus, this range of rates is applied to the following year's net operating income before reserves, capital expenditures, leasing commissions and alterations as it would be the first received by a new purchaser of the subject property.


================================================================================

                                      -41-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

Selection of Discount Rate

      The discounted cash flow analysis makes several assumptions which reflect typical investor requirements for yield on real property. These assumptions are difficult to directly extract from any given market sale or by comparison to other investment vehicles. Instead, investor surveys of major real estate investment funds and trends in bond yield rates are often cited to support such analysis.

      A yield or discount rate differs from an income rate, such as cash-on-cash (equity dividend rate), in that it takes into consideration all equity benefits, including the equity reversion at the time of resale and annual cash flow from the property. The internal rate of return is the single-yield rate that is used to discount all future equity benefits (cash flow and reversion) into the initial equity investment. Thus, a current estimate of the subject's present value may be derived by discounting the projected income stream and reversion year sale at the property's yield rate.

      Yield rates on long term real estate investments range widely between property types. As cited in Cushman & Wakefield's Autumn 1996 survey, investors in power retail centers are currently looking at broad rates of return between
10.50 and 15.00 percent. The indicated low and high means are 11.50 and 11.70 percent, respectively, for power centers. Peter F. Korpacz reports an average internal rate of return of 11.25 percent for national power center in their Fourth Quarter 1996 survey, with a range between 9.00-12.50 percent.

      The yield rate on a long term real estate investment can also be compared with yield rates offered by alternative financial investments since real estate must compete in the open market for capital. In developing an appropriate risk rate for the subject, consideration has been given to a number of different investment opportunities. The following is a list of rates offered by other types of securities.

            ========================================================
            Market Rates and Bond Yields (%)           July 10, 1997
            ========================================================
               Reserve Bank Discount Rate                      5.00%
            --------------------------------------------------------
              Prime Rate (Monthly Average)                     8.50%
            --------------------------------------------------------
                3-Month Treasury Bills                         4.96%
            --------------------------------------------------------
                 U.S. 10-Year Notes                            6.24%
            --------------------------------------------------------
                 U.S. 30-Year Bonds                            6.56%
            --------------------------------------------------------
                  Telephone Bonds                              7.63%
            --------------------------------------------------------
                  Municipal Bonds                              5.56%
            ========================================================
                             Source: New York Times
            ========================================================

      This compilation of yield rates from alternative investments reflects varying degrees of risk as perceived by the market. Therefore, a riskless level of investment might be seen in a three month treasury bill at 4.96 percent. A more risky investment, such as telephone bonds, would currently yield a much higher rate of 7.63 percent. The prime rate is currently 8.50 percent, while the discount rate is 5.00 percent. Ten year treasury notes are currently yielding around 6.24 percent, while 30-year bonds are at 6.56 percent.


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                                                  Income Capitalization Approach
================================================================================

      Real estate investment typically requires a higher rate of return (yield) and is much influenced by the relative health of financial markets. A retail center investment tends to incorporate a blend of risk and credit based on the tenant mix, the anchors that are included (or excluded) in the transaction, and the assumptions of growth incorporated within the cash flow analysis. An appropriate discount rate selected for a retail center thus attempts to consider the underlying credit and security of the income stream, and includes an appropriate premium for liquidity issues relating to the asset.

      There has historically been a consistent relationship between the spread in rates of return for real estate and the "safe" rate available through long-term treasuries or high-grade corporate bonds. A wider gap between return requirements for real estate and alternative investments has been created in recent years due to illiquidity issues, the absence of third party financing, and the decline in property values.

      Investors have suggested that the retail investment market has become increasingly "tiered" over the past two years. The country's premier properties are considered to have the strongest trade areas, excellent anchor alignments, and significant barriers of entry to future competitive supply. It is our opinion that the subject would attract strong interest from institutional investors if offered for sale in the current marketplace.

      Finally, application of these rate parameters to the subject should entail some sensitivity to the rate at which leases will be expiring over the projection period. A forecasted lease expiration schedule for the subject is included in the Addenda and reference is made thereto.

      We would note that much of the risk factored into such an analysis is reflected in the assumptions employed within the cash flow model, including rent and sales growth, turnover, reserves for replacement, and vacancy provisions.

      Finally, we also recognize that a majority of base rental income will, on average, come from anchor major/tenants whose creditworthiness adds stability to the cash flow.

      We have briefly discussed the investment risks associated with the subject. On balance, it is our opinion that an investor in the subject property would require an internal rate of return between 11.25 and 11.50 percent for the center.

Present Value Analysis

      Analysis by the discounted cash flow method is examined over a holding period that allows the investment to mature, the investor to recognize a return commensurate-with the risk taken, and a recapture of the original investment. Typical holding periods usually range from 10 to 20 years and are sufficient for the majority of institutional grade real estate such as the subject to meet the criteria noted above. In the instance of the subject, we have analyzed the cash flows anticipated over a 10-year period commencing on August 1,1997.

      A sale or reversion is deemed to occur at the end of the 10th year (July 31, 2007), based upon capitalization of the following year's net operating income. This is based upon the premise that a purchaser in the 10th year is buying the following year's net income. Therefore, our analysis reflects this situation by capitalizing the first year of the next holding period.


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                                                  Income Capitalization Approach
================================================================================

      The present value is formulated by discounting the property cash flows at various yield rates. The yield rate utilized to discount the projected cash flow and eventual property reversion has been based on an analysis of anticipated yield rates of investors dealing in similar investments. The rates reflect acceptable expectations of yield to be achieved by investors currently in the marketplace shown in their current investment criteria and as extracted from comparable property sales.

         =============================================================
                            Summary of Rates Selected
         =============================================================
             Cash Flow Start Date                          8/1/97
             Discount Rate                           11.25-11.50%
             Going-In Capitalization Rate                   10.0%
             Terminal Capitalization Rate                   10.0%
             Reversionary Sales Costs                        3.0%
             Holding Period                              10 years
         =============================================================

      For a property such as the subject, it is our opinion that an investor would require an all cash discount rate of about 11.25 percent. The following chart summarizes the expected cash flows and value estimate via this method of analysis.


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                                                  Income Capitalization Approach
================================================================================

================================================================================
                                Town Center Prado
                        Barret Parkway @ Bells Ferry Road

                          Discounted Cash Flow Summary

================================================================================
                                           Discount       Present
                               Cash         Factor        Value of   Composition
       Year                    Flow         11.25%       Cash Flows    of Yield
================================================================================

       One                  $4,180,567      0.89888      $3,757,813      8.06%
       Two                  $4,819,760      0.80798      $3,894,264      8.35%
       Three                $4,832,882      0.72627      $3,509,992      7.53%
       Four                 $4,846,276      0.65283      $3,163,793      6.78%
       Five                 $5,027,338      0.58681      $2,950,108      6.32%
       Six                  $5,058,096      0.52747      $2,668,007      5.72%
       Seven                $5,165,320      0.47413      $2,449,047      5.25%
       Eight                $5,193,290      0.42619      $2,213,311      4.75%
       Nine                 $5,100,424      0.38309      $1,953,917      4.19%
       Ten                  $4,951,891      0.34435      $1,705,183      3.66%

Present Value of Cash Flows                             $28,265,435     60.66%

Reversion:

                         Year Eleven NOI   Cap Rate        Value
                         --------------------------     -----------
Gross Reversion:            $5,515,131       10.00%  =  $55,181,310
           Less: Reversion Year Capital Expend.           ($160,447)
                          Subtotal                      $55,020,553
                                                        ===========
                 Cost of Sale:              3%          ($1,650,626)
  Net Reversion:                                        $53,370,237

                     x Discount Factor                     0.34435

                 Present Value of Reversion              $18,378,041     39.44%

                 Combined Present Value                  $46,643,476

                                            Rounded      $46,600,000    100.00%

                                Price per Square Foot      $132.56

================================================================================

      In view of the analysis presented here, it becomes our opinion that the discounted cash flow analysis indicates an Market Value of about $46,600,000 for the subject property as of July 3,1997.

Direct Capitalization

      To further support our value conclusion derived via the discounted cash flow, we have also utilized the direct capitalization method. In direct capitalization, an overall rate is applied to the net operating income of the subject property. In this case, we will again consider the indicated overall rates from the comparable sales in the Sales Comparison Approach, as well as those rates established in our Investor Survey. The following chart summarizes the


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                                                  Income Capitalization Approach
================================================================================

capitalization rates indicated by the sales we selected as the most appropriate for the subject analysis.

                  =============================================
                         Summary of Capitalization Rates
                  =============================================
                          Sale             Capitalization
                           No.                  Rate
                  =============================================
                            1                  10.08%
                            2                  10.52%
                            3                   9.50%
                            4                   9.40%
                            5                   9.85%
                  Stabilized Capitalization Rate Selected 10.0%
                  =============================================

      In view of our total analysis, we would anticipate that the subject property would trade at an overall rate of approximately 10.0 to 10.25 percent applied to first year income. Applying these rates to second year net operating income before alterations, and other expenses for the subject of $4,856,030 results in a value of approximately $47,500,000 to $48,600,000. From this range, we would be inclined to conclude at an Market Value of $48,600,000 via Direct Capitalization as of July 3,1997. This value is indicative of an overall rate of
10.0 percent.


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                                                             CUSHMAN &
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                                         RECONCILIATION AND FINAL VALUE ESTIMATE
================================================================================

      Reconciliation is the process of deriving a single point value estimate for the subject property from the indications provided by the approaches at hand. This process requires the weighing of each approach as they relate to the appraisal assignment and resolving the differences among the valuation procedures. In the end, a single estimate of market value is concluded based upon the appropriateness of each value indication. A summary of the value indications for the subject is set forth below.

         ==============================================================
                                 Value Summary
         ==============================================================
                  Cost Approach                                    NIA
         --------------------------------------------------------------
            Sales Comparison Approach       $47,500,000 to $51,000,000
         --------------------------------------------------------------
         Income Capitalization Approach
              Discounted Cash Flow                         $46,600,000
              Direct Capitalization                        $48,600,000
         ==============================================================

      Two approaches to value have been utilized for this analysis. In general terms, the approaches included provide complimentary results, each technique supporting the other. The value indicators range from $46,600,000 to $51,000,000, resulting in a difference of only 9.4 percent. However, the value indications by the Income Approach produce a tighter range of values and are also considered the most reliable.

Sales Comparison Approach

      The Sales Comparison Approach has arrived at a value for the subject property by analyzing historical arms-length transactions, reducing the gathered information to common units of comparison, adjusting the sale data for differences with the subject, and interpreting the results to yield a meaningful value conclusion. The basis of these conclusions was the cash-on-cash return based on net income and the adjusted price per square foot of gross leasable area sold.

      The process of comparing historical sales data to assess what purchasers have been paying for similar type properties can be weak in estimating future expectations. Although the unit sale price yields comparable conclusions, it is not the primary tool by which the investor market for a property like the subject operates. In addition, no two properties are alike with respect to quality of construction, location, market segmentation and income profile. As such, subjective judgment necessarily becomes a part of the comparative process.

      The usefulness of this approach is that it interprets specific investor parameters established in their analysis and ultimate purchase of a property. In light of the above, this methodology is best suited as support for the conclusions of the Income Capitalization Approach. It provides useful market extracted rates of return, such as overall rates, to simulate investor behavior in the Income Capitalization Approach.


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                                                             CUSHMAN &
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                                         Reconciliation and Final Value Estimate
================================================================================

Income Capitalization Approach

      Discounted Cash Flow Analysis

      The subject property is highly suited to analysis by the discounted cash flow method (DCF) as it will be bought and sold in investment circles. The focus on property value in relation to anticipated income is well founded since the basis for investment is profit in the form of return or yield on invested capital.

      The subject property, as an investment vehicle, is sensitive to all changes in the economic climate and the economic expectations of investors. The discounted cash flow analysis may easily reflect changes in the economic climate of investor expectations by adjusting the variables used to qualify the model. In the case of the subject property, the DCF can analyze existing leases, probabilities of future rollovers and turnovers, and reflect the expectations of overage rents. Essentially, the DCF can model many of the dynamics of a complex shopping center. Particular emphasis is placed on the results of the discounted cash flow analysis because of the applicability of this method in accounting for the specific characteristics of the property, as well as being the tool used by many purchasers.

      Capitalization

      Direct capitalization has its basis in capitalization theory and uses the premise that the relationship between income and sales price may be expressed as a rate or its reciprocal, a multiplier. This process selects rates derived from the marketplace, in much the same fashion as the "Sales Comparison Approach", and applies this to a projected net operating income to derive a sale price. The weakness here is the idea of using one year of cash flow as the basis for calculating a sale price. This is simplistic in its view of expectations and may sometimes be misleading. If the year chosen for the analysis of the sale price contains an income steam that is over or understated, this error is compounded by the capitalization process. Nonetheless, real estate of the subject's caliber is commonly purchased on a direct capitalization basis. Overall, this methodology has been given important consideration in our total analysis of the subject property upon stabilized operations.

Conclusions

      We have briefly discussed the applicability of each of the methods presented. Because of certain vulnerable characteristics in the Sales Comparison Approach, it has been used as supporting evidence and as a final check on the value conclusion indicated by the Income Capitalization Approach methodologies. The range in values exhibited by the Income Capitalization Approach is small. We have placed more emphasis on the value estimate via the Income Approach because it is less "broad brush" than the Sales Comparison Approach and is the method of analysis used most often by the market participants.


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                                         Reconciliation and Final Value Estimate
================================================================================

Market Value Estimate

      As a result of our analysis, we have formed an opinion that the Market Value of the Leased Fee Estate in the referenced property, subject to the assumptions, limiting conditions, certifications, and definitions, as of July 3, 1997, the date of inspection, was:

                FORTY SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS
                                   $47,500,000


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                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Appraisal" means the appraisal report and opinion of value stated therein; or the letter opinion of value, to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Appraisal.

"C&W' means Cushman & Wakefield, Inc. or its subsidiary which issued the Appraisal.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Appraisal.

This appraisal is made subject to the following assumptions and limiting conditions:

1. This is a Complete Appraisal in a Summary Report which is intended to comply with the reporting requirements set forth under Standards Rule 2-2(b) of the Uniform Standards of Professional Appraisal Practice for a Summary Appraisal Report. As such, it presents only summary discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning, and analyses is retained in the appraiser's file. The depth of discussion contained in this report is specific to the needs of the client and for the intended use stated below. The appraiser is not responsible for unauthorized use of this report.

2. No opinion is intended to be expressed and no responsibility is assumed for the legal description or for any matters which are legal in nature or require legal expertise or specialized knowledge beyond that of a real estate appraiser. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

3. The information contained in the Appraisal or upon which the Appraisal is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraiser nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits and factual matters.

4. The opinion of value is only as of the date stated in the Appraisal. Changes since that date in external and market factors or in the Property itself can significantly affect property value.

5. The Appraisal is to be used in whole and not in part. No part of the Appraisal shall be used in conjunction with any other appraisal. Publication of the Appraisal or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise stated in the letter of engagement, the Appraisal may not be used by any person other than the party to whom it is addressed or for purposes other than that for which it was prepared. No part of the Appraisal shall be conveyed to the public through advertising, or used in, any sales or promotional material without C&Ws prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

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                                             Assumptions and Limiting Conditions
================================================================================

6. The Appraisal assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state and local zoning and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Appraisal; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimate contained in the Appraisal is based.

7. Except as may be otherwise stated in the letter of engagement, the Appraiser shall not be required to give testimony in any court or administrative proceeding relating to the Property or the Appraisal.

8. The physical condition of the improvements considered by the Appraisal is based on visual inspection by the Appraiser or other person identified in the Appraisal. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components

9. The forecasted potential gross income referred to in the Appraisal may be based on lease summaries provided by the owner or third parties. The Appraiser has reviewed lease documents and assumes no responsibility for the authenticity or completeness of lease information provided by others. C&W recommends that legal advice be obtained regarding the interpretation of lease provisions and the contractual rights of parties.

10. The forecasts of income and expenses are not predictions of the future. Rather, they are the Appraiser's best estimates of current market thinking on future income and expenses. The Appraiser and C&W make no warranty or representation that these forecasts will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Appraisal, envisages for the future in terms of rental rates, expenses, supply and demand.

11. Unless otherwise stated in the Appraisal, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance of the improvements or may be located at or about the Property was not considered in arriving at the opinion of value. These materials (such as formaldehyde foam insulation, asbestos insulation and other potentially hazardous materials) may adversely affect the value of the Property. The Appraisers are not qualified to detect such substances. C&W recommends that an environmental expert be employed to determine the impact of these matters on the opinion of value.

12. Unless otherwise stated in the Appraisal, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in arriving at the opinion of value. Failure to comply with the requirements of the ADA may adversely affect the value of the property. C&W recommends that an expert in this field be employed.

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                                                      CERTIFICATION OF APPRAISAL
================================================================================

      We certify that, to the best of our knowledge and belief:

1.    Luten L. Teate, MAI, inspected the property and prepared the report.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event. The appraisal assignment was not based on a requested minimum valuation, a specific valuation or the approval of a loan.

6. No one provided significant professional assistance to the persons signing this report.

7. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Luten L. Teate, MAI, has completed the requirements of the continuing education program of the Appraisal Institute.

      /s/ Luten L. Teate
      Luten L. Teate, MAI
      Associate Director
      Georgia No. CG001389

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                                                                         ADDENDA
================================================================================

                                Legal Description
                     Rent Roll and Summary of Recent Leases
                           National Database of Sales
                       Operating History and Budget Chart
               ULI Database of Operating Results for Power Centers
                        Lease Expiration Chart - Pro-Ject
                        Competitive Property Photographs
                             Local Sale Comparables
                            Appraiser Qualifications

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                                                               LEGAL DESCRIPTION
================================================================================

                                                              CUSHMAN &
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

                                LEGAL DESCRIPTION
                                    PARCEL A

All that tract or parcel of land lying and being in Land Lot 19 of the 17th District of Fulton County, Georgia, and being more particularly described as follows:

Beginning at the intersection of the easterly line of said Land Lot 19 and the northeasterly right-of-way line of Perimeter Center West, formerly known as Meadow Lane (variable width right-of-way); proceeding thence along said northeasterly right-of-way line, the following courses: North 66(degrees) 23' 19" West a distance of 310.61 feet to a point and northwesterly a distance of
6.82 feet along the arc of a curve to the right, said curve having a radius of 2,609.64 feet and being subtended by a chord having a bearing and distance of North 66(degrees) 18' 48" West 6.82 feet to a point; leaving said northeasterly right-of-way line and proceeding thence North 00(degrees) 35' 05" East a distance of 4.26 feet to a point; proceeding thence northwesterly a distance of
364.76 feet along the arc of a curve to the right, said curve having a radius of 2,246.50 feet and being subtended by a chord having a bearing and distance of North 61(degrees) 33' 07" West 364.36 feet to a point; proceeding thence North 48(degrees) 46' 19" West a distance of 15.27 feet to a point; proceeding thence North 32(degrees)24' 31" East a distance of 84.58 feet to a point; proceeding thence North 57(degrees) 35' 29" West a distance of 9.00 feet to a point; proceeding thence North 32(degrees) 24' 31" East a distance of 26.25 feet to a point; proceeding thence North 57(degrees) 35' 29" West a distance of 29.82 feet to a point; proceeding thence North 32(degrees) 24' 31" East a distance of 15.00 feet to a point; proceeding thence North 57(degrees) 35' 29" West a distance of
18.63 feet to a point; proceeding thence North 48(degrees) 13' 23" East a distance of 111.56 feet to a point; proceeding thence North 41(degrees) 46' 37" West a distance of 615.25 feet to a point; proceeding thence South 48(degrees) 13' 23" West a distance of 100.25 feet to a point, said point being the True Point of Beginning; continuing thence South 48(degrees) 13' 23" West a distance of 10.50 feet to a point; proceeding thence North 43(degrees) 45' 36" West a distance of 217.12 feet to a point on the southeasterly right-of-way line of Mount Vernon Highway (variable width right-of-way); proceeding thence along said southeasterly right-of-way line, the following courses: northeasterly a distance of 10.56 feet along the arc of a curve to the left, said curve having a radius of 1,302.31 feet and being subtended by a chord having a bearing and distance of North 39(degrees) 30' 45" East 10.56 feet to a point, South 43(degrees) 45' 36" East a distance of 14.27 feet to a point and North 34(degrees) 37' 11" East a distance of 200.00 feet to a point; leaving said southeasterly right-of-way line and proceeding thence South 55(degrees) 22' 49" East a distance of 105.88 feet to a point; proceeding thence southeasterly a distance of 51.33 feet along the arc of a curve to the left, said curve having a radius of 230.00 feet and being subtended by a chord having a bearing and distance of South 61(degrees) 46' 25" East 51.22 feet to a point; proceeding thence South 68(degrees) 10' 0l" East a distance of 31.33 feet to a point; proceeding thence South 31(degrees) 42' 17" West a distance of 254.15 feet to the true point of beginning.

Said tract or parcel of land contains 1.0414 acre as shown on the ALTA/ASCM As-Built Survey for Developers Diversified Realty Corporation, et al., prepared by Travis Pruitt & Associates, P.C., dated October 27, 1995, last revised November 13, 1995.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
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

                                LEGAL DESCRIPTION
                                    PARCEL B

All that tract or parcel of land lying and being in Land Lot 19 of the 17th District of Fulton County, Georgia, and being more particularly described as follows:

Beginning at the intersection of the easterly line of said Land Lot 19 and the northeasterly right-of-way line of Perimeter Center West, formerly known as Meadow Lane (variable width right-of-way); proceeding thence along said northeasterly right-of-way line, the following courses: North 66(degrees) 23' 19" West a distance of 310.61 feet to a point and northwesterly a distance of
6.82 feet along the arc of a curve to the right, said curve having a radius of 2,609.64 feet and being subtended by a chord having a bearing and distance of North 66(degrees) 18' 48" West 6.82 feet to a point; leaving said northeasterly right-of-way line and proceeding thence North 00(degrees) 35' 05" East a distance of 4.26 feet to a point; proceeding thence northwesterly a distance of
364.76 feet along the arc of a curve to the right, said curve having a radius of 2,246.50 feet and being subtended by a chord having a bearing and distance of North 61(degrees) 33' 07" West 364.36 feet to a point; proceeding thence North 48(degrees) 46' 19" West a distance of 15.27 feet to a point; proceeding thence North 32(degrees) 24' 31" East a distance of 84.58 feet to a point; proceeding thence North 57(degrees) 35' 29" West a distance of 9.00 feet to a point; proceeding thence North 32(degrees) 24' 31" East a distance of 26.25 feet to a point; proceeding thence North 57(degrees) 35' 29" West a distance of 29.82 feet to a point; proceeding thence North 32(degrees) 24' 31" East a distance of 15.00 feet to a point; proceeding thence North 57(degrees)35' 29" West a distance of
18.63 feet to a point; proceeding thence North 48(degrees) 13' 23" East a distance of 111.56 feet to a point; proceeding thence North 41(degrees) 46' 37" West a distance of 615.25 feet to a point; proceeding thence South 48(degrees) 13' 23" West a distance of 110.75 feet to a point; proceeding thence North 43(degrees) 45' 36" West a distance of 217.12 feet to a point on the southeasterly right-of-way line of Mount Vernon Highway (variable width right-of-way); proceeding thence along said southeasterly right-of-way line, the following courses: northeasterly a distance of 10.56 feet along the arc of a curve to the left, said curve having a radius of 1,302.31 feet and being subtended by a chord having a bearing and distance of North 39(degrees) 30' 45" East 10.56 feet to a point, South 43(degrees) 45' 36" East a distance of 14.27 feet to a point and North 34(degrees) 37' 11" East a distance of 537.67 feet to a point, said point being the True Point of Beginning; continuing thence along said southeasterly right-of-way line, North 34(degrees) 37' 11" East a distance of 160.00 feet to a point; leaving said southeasterly right-of-way line and proceeding thence South 58(degrees) 17' 43" East a distance of 180.61 feet to a point; proceeding thence South 31(degrees) 42' 17" West a distance of 159.79 feet to a point; proceeding thence North 58(degrees) 17' 43" West a distance of
188.75 feet to the true point of beginning.

Said tract or parcel of land contains 0.6775 acre as shown on the ALTA/ASCM As-Built Survey for Developers Diversified Realty Corporation, et al., prepared by Travis Pruitt & Associates, P.C., dated October 27, 1995, last revised November 13, 1995.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                LEGAL DESCRIPTION
                                    PARCEL C

All that tract or parcel of land lying and being in Land Lot 19 of the 17th District of' Fulton County, Georgia, and being more particularly described as follows:

Beginning at the intersection of the easterly line of said Land Lot 19 and the northeasterly right-of-way line of Perimeter Center West, formerly known as Meadow Lane (variable width right-of-way); proceeding thence along said northeasterly right-of-way line, the following courses: North 66(degrees) 23' 19" West a distance of 310.61 feet to a point and northwesterly a distance of
6.82 feet along the arc of a curve to the right, said curve having a radius of 2,609.64 feet and being subtended by a chord having a bearing and distance of North 66(degrees) 18' 48" West 6.82 feet to a point; leaving said northeasterly right-of-way line and proceeding thence North 00(degrees) 35' 05" East a distance of 4.26 feet to a point; proceeding thence northwesterly a distance of
364.76 feet along the arc of a curve to the right, said curve having a radius of 2,246.50 feet and being subtended by a chord having a bearing and distance of North 61(degrees) 33' 07" West 364.36 feet to a point; proceeding thence North 48(degrees) 46' 19" West a distance of 15.27 feet to a point; proceeding thence North 32(degrees) 24' 31" East a distance of 84.58 feet to a point; proceeding thence North 57(degrees) 35' 29" West a distance of 9.00 feet to a point; proceeding thence North 32(degrees) 24' 31" East a distance of 26.25 feet to a point; proceeding thence North 57(degrees) 35' 29" West a distance of 29.82 feet to a point; proceeding thence North 32(degrees) 24' 31" East a distance of 15.00 feet to a point; proceeding thence North 57(degrees) 35' 29" West a distance of
18.63 feet to a point; proceeding thence North 48(degrees) 13' 23" East a distance of 111.56 feet to a point; proceeding thence North 41(degrees) 46' 37" West a distance of 615.25 feet to a point; proceeding thence South 48(degrees) 13' 23" West a distance of 110.75 feet to a point; proceeding thence North 43(degrees) 45' 36" West a distance of 217.12 feet to a point on the southeasterly right-of-way line of Mount Vernon Highway (variable width right-of-way); proceeding thence along said southeasterly right-of-way line, the following courses: northeasterly a distance of 10.56 feet along the arc of a curve to the left, said curve having a radius of 1,302.31 feet and being subtended by a chord having a bearing and distance of North 39(degrees) 30' 45" East 10.56 feet to a point, South 43(degrees) 45' 36" East a distance of 14.27 feet to a point and North 34(degrees) 37' 11" East a distance of 697.67 feet to a point, said point being the True Point of Beginning; continuing thence along said southeasterly right-of-way line, North 34(degrees) 37' 11" East a distance of 200.79 feet to a point; leaving said southeasterly right-of-way line and proceeding thence easterly a distance of 123.61 feet along the arc of a curve to the left, said curve having a radius of 287.17 feet and being subtended by a chord having a bearing and distance of South 77(degrees) 48' 50" East 122.65 feet to a point; proceeding thence South 48(degrees) 07' 18" East a distance of
23.71 feet to a point; proceeding thence South 07(degrees) 17' 42" East a distance of 16.35 feet to a point; proceeding thence southerly a distance of
64.66 feet along the arc of a curve to the right, said curve having a radius of
95.00 feet and being subtended by a chord having a bearing and distance of South 12(degrees) 12' 18" West 63.42 feet to a point; proceeding thence South 31(degrees) 42' 17" West a distance of 164.83 feet to a point; proceeding thence North 58(degrees) 17' 43" West a distance of 180.61 feet to the true point of beginning.

Said tract or parcel of land contains 0.8804 acre as shown on the ALTA/ASCM As-Built Survey for Developers Diversified Realty Corporation, et al., prepared by Travis Pruitt & Associates. P.C., dated October 27, 1995, last revised November 13, 1995.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                LEGAL DESCRIPTION
                               PARCELS "D" AND "E"

All that tract or parcel of land lying and being in Land Lot 19 of the 17th District of Fulton County, Georgia, and being more particularly described as follows:

Beginning at the intersection of the easterly line of said Land Lot 19 and the northeasterly right-of-way line of Perimeter Center West, formerly known as Meadow Lane (variable width right-of-way); proceeding thence along said northeasterly right-of-way line, the following courses: North 66(degrees) 23' 19" West a distance of 310.61 feet to a point and northwesterly a distance of
6.82 feet along the arc of a curve to the right, said curve having a radius of 2,609.64 feet and being subtended by a chord having a bearing and distance of North 66(degrees) 18' 48" West 6.82 feet to a point: leaving said northeasterly right-of-way line and proceeding thence North 00(degrees) 35' 05" East a distance of 4.26 feet to a point; proceeding thence northwesterly a distance of
364.76 feet along the arc of a curve to the right, said curve having a radius of 2,246.50 feet and being subtended by a chord having a bearing and distance of North 61(degrees) 33' 07" West 364.36 feet to a point; proceeding thence North 48(degrees) 46' 19" West a distance of 15.27 feet to a point; proceeding thence North 32(degrees) 24' 31" East a distance of 84.58 feet to a point; proceeding thence North 57(degrees) 35' 29" West a distance of 9.00 feet to a point; proceeding thence North 32(degrees) 24' 31" East a distance of 26.25 feet to a point; proceeding thence North 57(degrees) 35' 29" West a distance of 29.82 feet to a point; proceeding thence North 32(degrees) 24' 31" East a distance of 15.00 feet to a point; proceeding thence North 57(degrees) 35' 29" West a distance of
18.63 feet to a point; proceeding thence North 48(degrees) 13' 23" East a distance of 111.56 feet to a point; proceeding thence North 41(degrees) 46' 37" West a distance of 615.25 feet to a point; proceeding thence South 48(degrees) 13' 23" West a distance of 100.25 feet to a point: proceeding thence North 31(degrees) 42' 17" East a distance of 254.15 feet to a point; proceeding thence North 68(degrees) 10' 01" West a distance of 31.33 feet to a point: proceeding thence northwesterly a distance of 51.33 feet along the arc of a curve to the right, said curve having a radius of 230.00 feet and being subtended by a chord having a bearing and distance of North 61(degrees) 46' 25" West 51.22 feet to a point; proceeding thence North 55(degrees) 22' 49" West a distance of 105.88 feet to a point on the southeasterly right-of-way line of Mount Vernon Highway (variable width right-of-way); proceeding thence along said southeasterly right-of-way line, North 34(degrees) 37' 11" East a distance of 337.67 feet to a point; leaving said southeasterly right-of-way line and proceeding thence South 58(degrees) 17' 43" East a distance of 188.75 feet to a point; proceeding thence North 31(degrees) 42' 17" East a distance of 324.62 feet to a point; proceeding thence northerly a distance of 64.66 feet along the arc of a curve to the left, said curve having a radius of 95.00 feet and being subtended by a chord having a bearing and distance of North 12(degrees) 12' 18" East 63.42 feet to a point; proceeding thence North 07(degrees) 17' 42" West a distance of 16.35 feet to a point; proceeding thence North 48(degrees) 07' 18" West a distance of 23.71 feet to a point; proceeding thence westerly a distance of 123.61 feet along the arc of a curve to the right, said curve having a radius of 287.17 feet and being subtended by a chord having a bearing and distance of North 77(degrees) 48' 50" West 122.65 feet to a point on said southeasterly right-of-way line of Mount Vernon Highway; proceeding thence along said southeasterly right-of-way line, the following courses: North 57(degrees) 47' 04" West a distance of 10.95 feet to a point and North 34(degrees) 06' 46" East a distance of 36.26 feet to a point; leaving said southeasterly right-of-way line and proceeding thence easterly a distance of 177.60 feet along the arc of a curve to the left, said curve having a radius of 250.00 feet and being subtended by a chord having a bearing and distance of South 84(degrees) 43' 58" East 173.89 feet to a point; proceeding thence North 74(degrees) 54' 56" East a distance of 92.74 feet to a point; proceeding thence easterly a distance of 241.65 feet along the arc of a curve to the right, said curve having a radius of 400.00 feet and being subtended by a chord having a bearing and distance of South 87(degrees) 46' 39" East 237.99 feet to a point; proceeding thence South 19(degrees) 31' 45" West a distance of 38.88 feet to a point; proceeding thence South 68(degrees) 58' 10" East a distance of 17.15 feet to a point; proceeding thence southeasterly, easterly and northeasterly a distance of 95.19 feet along the arc of a curve to the left, said curve having a radius of 66.42 feet and being subtended by a chord having a bearing and distance of South 76(degrees) 52' 27" East 87.25 feet to a point; proceeding thence South 68(degrees) 58' 10" East a distance of 60.25 feet to a point on said easterly line of Land Lot 19; proceeding thence along said easterly land lot line, the following courses: South 00(degrees) 16' 43" West a distance of 162.62 feet to a point, South 02(degrees) 12' 50" West a distance of 6.23 feet to a point, South 00(degrees) 24' 29" West a distance of
63.70 feet to a point, South 01(degrees) 57' 55" West a distance of 6.59 feet to a point, South 00(degrees) 33" 50" West a distance of 292.01 feet to a concrete monument and South 00(degrees) 42' 17" West a distance of 1,083.17 feet to a point; leaving said easterly land lot line and proceeding thence North 89(degrees) 21' 58" West a distance of 160.00 feet to a point; proceeding thence South 32(degrees) 40' 15" West a distance of 48.21 feet to a point; proceeding thence South 66(degrees) 04' 21" East a distance of 201.88 feet to a point on said easterly line of Land Lot 19; proceeding thence along said easterly land lot line, South 00(degrees) 42' 17" West a distance of 21.13 feet to the point of beginning.

Said tract or parcel of land contains 28.0735 acres.

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                          RENT ROLL AND SUMMARY OF RECENT LEASES
================================================================================

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                        Perimeter Pointe-As of July, 1997
                  Perimeter Center West @ Mount Vernon Highway
                         Atlanta, Fulton County, Georgia

                               Rent Roll Analysis

------------------------------------------------------------------------------------------------------------------------------------
                                               Lease Term                                                                 Average
                                         --------------------------                                             Annual    Annual
                                Square      Lease          Lease      Term              Monthly   Annual Rent    Rent      Lease
Suite          Tenant            Feet    Commencement   Termination   (Yrs)   Months      Rent       Total      Per SF     Rate
====================================================================================================================================
 100  Discount Party Warehouse   8,265      Sep-96        Aug-97      10.00    12 @    $10,331.25   $123,975    $15.00    $17.19

                                            Sep-97        Aug-98               12 @    $10,641.19   $127,694    $15.45

                                            Sep-98        Aug-99               12 @    $10,958.01   $131,496    $15.91

                                            Sep-99        Aug-00               12 @    $11,281.73   $135,381    $16.38

                                            Sep-00        Aug-01               12 @    $11,619.21   $139,431    $16.87

                                            Sep-01        Aug-02               12 @    $11,970.48   $143,646    $17.38

                                            Sep-02        Aug-03               12 @    $12,328.63   $147,944    $17.90

                                            Sep-03        Aug-04               12 @    $12,700.55   $152,407    $18.44

                                            Sep-04        Aug-05               12 @    $13,079.36   $156,952    $18.99

                                            Sep-05        Aug-06               12 @    $13,471.95   $161,663    $19.56

 150  Michael's                 18,122      May-96        May-99      13.83    37 @    $21,671.00   $260,052    $14.35    $15.76

                                            Jun-99        May-04               60 @    $23,407.58   $280,891    $15.50

                                            Jun-04        Feb-10               69 @    $25,280.00   $303,360    $16.74

 200  Stein Mart, Inc.          35,000      Dec-95        Nov-00      15.00    60 @    $23,375.00   $280,500     $8.01     $8.50

                                            Dec-00        Nov-05               60 @    $24,791.67   $297,500     $8.50

                                            Dec-05        Nov-10               60 @    $26,208.33   $314,500     $8.99

 300  Baby Superstores          36,900      Dec-96        Dec 01      10.17    61 @    $30,750.00   $369,000    $10.00    $10.50

                                            Jan-02        Jan-07               61 @    $33,825.00   $405,900    $11.00


                                     7/18/97                                   1

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                        Perimeter Pointe-As of July, 1997
                  Perimeter Center West @ Mount Vernon Highway
                         Atlanta, Fulton County, Georgia

                               Rent Roll Analysis

------------------------------------------------------------------------------------------------------------------------------------
                                               Lease Term                                                                 Average
                                         --------------------------                                             Annual    Annual
                                Square      Lease          Lease      Term              Monthly   Annual Rent    Rent      Lease
Suite          Tenant            Feet    Commencement   Termination   (Yrs)   Months      Rent       Total      Per SF     Rate
====================================================================================================================================
       Salon El Khouri           1,784      Sep-96        Aug-99      5.00     36 @    $2,973.33    $35,680     $20.00    $20.40

                                            Sep-99        Aug-01               24 @    $3,122.00    $37,464     $21.00

 420   Discount Travel             750      Jan-96        Jan-98      5.00     24 @    $1,673.75    $20,085     $26.78    $27.76

                                            Feb-96        Jan-99               12 @    $1,723.75    $20,685     $27.58

                                            Feb-99        Jan-00               12 @    $1,775.63    $21,308     $28.41

                                            Feb-00        Jan-01               12 @    $1,828.75    $21,945     $29.26

 430   Nail Talk                 1,250      Jan-96        Jan-98      5.00     24 @    $2,896.88    $34,763     $27.81    $28.83

                                            Feb-98        Jan-99               12 @    $2,983.33    $35,800     $28.64

                                            Feb-99        Jan-00               12 @    $3,072.92    $36,875     $29.50

                                            Feb-00        Jan-01               12 @    $3,165.63    $37,988     $30.39

 440   Perimeter Cleaners          750      Dec-95        Dec-97      5.00     24 @    $1,802.50    $21,630     $28.84    $29.90

                                            Jan-98        Dec-98               12 @    $1,856.83    $22,282     $29.71

                                            Jan-99        Dec-99               12 @    $1,912.50    $22,950     $30.60

                                            Jan-00        Dec-00               12 @    $1,969.38    $23,633     $31.51

 450   Vacant                    1,000                                0.00      0 @        $0.00                 $0.00

 460   Hair Cuttery              1,084      Apr-96        Apr-98      5.08     25 @    $2,791.30    $33,496     $30.90    $32.02

                                            May-98        Apr-99               12 @    $2,875.31    $34,504     $31.83

                                            May-99        Apr-00               12 @    $2,961.13    $35,534     $32.78


                                     7/18/97                                   2

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                        Perimeter Pointe-As of July, 1997
                  Perimeter Center West @ Mount Vernon Highway
                         Atlanta, Fulton County, Georgia

                               Rent Roll Analysis

------------------------------------------------------------------------------------------------------------------------------------
                                               Lease Term                                                                 Average
                                         --------------------------                                             Annual    Annual
                                Square      Lease          Lease      Term              Monthly   Annual Rent    Rent      Lease
Suite          Tenant            Feet    Commencement   Termination   (Yrs)   Months      Rent       Total      Per SF     Rate
====================================================================================================================================
                                            May-00        Apr-01                12 @    $3,049.65      $36,596  $33.76

 470   Buckhead Fine Wine         2,084     Jul-96        Jul-99       3.08     37 @    $4,254.83      $51,058  $24.50    $24.50

 490   Mattress Firm              3,388     Aug-96        Jul-97       5.00     12 @    $6,917.17      $83,006  $24.50    $26.30

                                            Aug-97        Jul-98                12 @    $7,058.33      $84,700  $25.00

                                            Aug-98        Jul-99                12 @    $7,481.83      $89,782  $26.50

                                            Aug-99        Jul-00                12 @    $7,623.00      $91,476  $27.00

                                            Aug-00        Jul-01                12 @    $8,046.60      $96,559  $28.50

 500   Homeplace Stores          54,448     Nov-95        Oct-97      15.25     24 @   $72,597.33     $871,168  $16.00    $17.45

                                            Nov-97        Oct-00                36 @   $74,866.00     $898,392  $16.50

                                            Nov-00        Oct-05                60 @   $79,403.33     $952,840  $17.50

                                            Nov-05        Jan-11                63 @   $83,940.67   $1,007,288  $18.50

 600A  Vacant (Office Depot)     30,000     Oct-97        Sep-07      10.00    120 @   $23,125.00     $277,500   $9.25     $9.25

 600B  Vacant                    26,607                                0.00      0 @        $0.00                $0.00

 700   Goody's                   30,560     May-97        Apr-00      10.00     36 @   $21,875.00     $262,500   $8.59     $8.84

                                            May-00        Apr-04                48 @   $22,500.00     $270,000   $8.84

                                            May-04        Apr-07                36 @   $23,125.00     $277,500   $9.08

 800   Consign & Design          15,650     Jun-97        Dec-97       5.00      7 @    $5,416.67      $65,000   $4.15     $8.86

                                            Jan-98        May-98                 5 @   $10,833.33     $130,000   $8.31


                                     7/18/97                                   3

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                        Perimeter Point As of July, 1997
                  Perimeter Center West @ Mount Vernon Highway
                         Atlanta, Fulton County, Georgia

                               Rent Roll Analysis

------------------------------------------------------------------------------------------------------------------------------------
                                               Lease Term                                                                 Average
                                         --------------------------                                             Annual    Annual
                                Square      Lease          Lease      Term              Monthly   Annual Rent    Rent      Lease
Suite          Tenant            Feet    Commencement   Termination   (Yrs)   Months      Rent       Total      Per SF     Rate
====================================================================================================================================
                                            Jun-98        May-99               12 @    $11,510.42   $138,125     $8.83

                                            Jun-99        May-00               12 @    $12,187.50   $146,250     $9.35

                                            Jun-00        May-01               12 @    $12,864.58   $154,375     $9.86

                                            Jun-01        May-02               12 @    $13,541.67   $162,500    $10.38

  900   St. Joseph's Hospital    22,580     Sep-96        Aug-98      10.00    24 @    $48,001.31   $576,016    $25.51    $25.73

                                            Sep-98        Aug-01               36 @    $47,098.12   $565,177    $25.03

                                            Sep-01        Aug-06               60 @    $49,356.12   $592,273    $26.23

  OPA   Bertucci's                5,400     Feb-96        Feb-98      15.00    24 @    $10,833.33   $130,000    $24.07    $29.02

                                            Mar-98        Feb-01               36 @    $11,483.33   $137,800    $25.52

                                            Mar-01        Feb-03               24 @    $12,516.83   $150,202    $27.82

                                            Mar-03        Feb-06               36 @    $13,267.83   $159,214    $29.48

                                            Mar-06        Feb-08               24 @    $14,461.92   $173,543    $32.14

                                            Feb-08        Feb-11               36 @    $15,329.67   $183,956    $34.07

 OPB    Chick-Fil-A               2,800     Oct-96        Oct-98      15.00    24 @     $7,500.00    $90,000    $32.14    $35.79

                                            Nov-98        Oct-01               36 @     $7,875.00    $94,500    $33.75

                                            Nov-01        Oct-06               60 @     $8,250.00    $99,000    $35.36

                                            Nov-06        Oct-11               60 @     $9,075.00   $108,900    $38.89

 OPC    Max & Erma's              6,800     Feb-97        Jan-99      15.00    23 @    $11,250.00   $135,000    $19.85    $22.81


                                     7/18/97                                   4

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                        Perimeter Pointe-As of July, 1997
                  Perimeter Center West @ Mount Vernon Highway
                         Atlanta, Fulton County, Georgia

                               Rent Roll Analysis

------------------------------------------------------------------------------------------------------------------------------------
                                               Lease Term                                                                 Average
                                         --------------------------                                             Annual    Annual
                                Square      Lease          Lease      Term              Monthly   Annual Rent    Rent      Lease
Suite          Tenant            Feet    Commencement   Termination   (Yrs)   Months      Rent       Total      Per SF     Rate
====================================================================================================================================
                                            Feb-99        Jan-02               36 @    $12,093.75   $145,125    $21.34

                                            Feb-02        Jan-07               60 @    $13,000.75   $156,009    $22.94

                                            Feb-07        Feb-12               61 @    $13,975.53   $167,710    $24.66

 1010  BellSouth Mobilty, Inc.   2,000      Feb-96        Jan-98       5.00    24 @     $4,666.67    $56,000    $28.00    $29.26

                                            Feb-98        Jan-01               36 @     $5,016.67    $60,200    $30.10

 1020  Planet Smoothie             750      Sep-96        Sep-97       5.08    13 @     $1,812.50    $21,750    $29.00    $30.76

                                            Oct-97        Sep-98               12 @     $1,866.88    $22,403    $29.87

                                            Oct-98        Sep-99               12 @     $1,923.13    $23,078    $30.77

                                            Oct-99        Sep-00               12 @     $1,980.63    $23,768    $31.69

                                            Oct-00        Sep-01               12 @     $2,040.00    $24,480    $32.64

 1030  Buckhead Fine Wine Bar    1,304      Aug-95        Aug-99       3.08    37 @     $3,042.67    $36,512    $28.00    $28.00

 1040  Gorins Cafe & Grill       1,500      Aug-96        Jul-98      10.00    24 @     $3,125.00    $37,500    $25.00    $26.50

                                            Aug-98        Jul-01               36 @     $3,250.00    $39,000    $26.00

                                            Aug-01        Jul-04               36 @     $3,375.00    $40,500    $27.00

                                            Aug-04        Jul-06               24 @     $3,500.00    $42,000    $28.00

 1050  Starbucks Corporation     1,500      Mar-96        Mar-98      10.08    25 @     $3,125.00    $37,500    $25.00    $28.11

                                            Apr-98        Mar-01               36 @     $3,360.00    $40,320    $26.88

                                            Apr-01        Mar-03               24 @     $3,594.00    $43,128    $28.75


                                     7/18/97                                   5

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                        Perimeter Pointe-As of July, 1997
                  Perimeter Center West @ Mount Vernon Highway
                         Atlanta, Fulton County, Georgia

                               Rent Roll Analysis

------------------------------------------------------------------------------------------------------------------------------------
                                               Lease Term                                                                 Average
                                         --------------------------                                             Annual    Annual
                                Square      Lease          Lease      Term              Monthly   Annual Rent    Rent      Lease
Suite          Tenant            Feet    Commencement   Termination   (Yrs)   Months      Rent       Total      Per SF     Rate
====================================================================================================================================
                                            Apr 03        Mar-06               36  @    $3,883.00    $46,596    $31.06

 1100   United Artists Theatre    35,390    Dec 95        Dec-97      20.08    25  @   $50,430.75   $605,169    $17.10    $19.51

                                            Jan 98        Dec-00               36  @   $51,610.42   $619,325    $17.50

                                            Jan 01        Dec-05               60  @   $54,471.11   $653,653    $18.47

                                            Jan-06        Dec-10               60  @   $59,366.73   $712,401    $20.13

                                            Jan-11        Dec-15               60  @   $65,324.04   $783,888    $22.15

 1020   Atlanta Bread Company      3,866    Dec-95        Jan-98      5.17     26  @    $8,376.33   $100,516    $26.00    $27.13

                                            Feb-98        Jan-01               36  @    $9,004.56   $108,055    $27.95

====================================================================================================================================
        Occupied Area            293,925

        Vacant Area               57,607
                               =========

        Total Area               351,532

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                        Perimeter Pointe-As of July, 1997
                  Perimeter Center West @ Mount Vernon Highway
                         Atlanta, Fulton County, Georgia

                          Recent Lease Analysis Summary

================================================================================

                  Previous 0 to 12 Months

                  Total Area                                134,365 SF

                  Number of Tenants                              13

                  Average Tenant Size                        10,336 SF

                  Total Minimum Rent                     $2,050,273

                  Average Minimum Rental Rate                $15.26

                  Previous 13 to 24 Months

                  Total Area                                159,560 SF

                  Number of Tenants                              12

                  Average Tenant Size                        13,297 SF

                  Total Minimum Rental Rate              $2,699,645

                  Average Minimum Rental Rate                $16.92

                  Previous 25 to 36 Months

                  Total Area                                      0 SF

                  Number of Tenants                               0

                  Average Tenant Size                             0 SF

                  Total Minimum Rental Rate                      $0

                  Average Minimum Rental Rate                 $0.00

================================================================================

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                        Perimeter Pointe-As of July, 1997
                  Perimeter Center West @ Mount Vernon Highway
                        Atlanta, Fulton County, Georgia

                           Rent Roll Analysis Summary

==========================================================================================================
                                       Total         Percent
==========================================================================================================

Total Area

Gross Leasable Area                   351,532 SF      100.00%      Number of Tenants                    25

Occupied                              293,925 SF       83.61%      Average Tenant Size              11,757
                                                       ------

Vacant                                 57,607 SF       16.39%      Average Minimum Rental Rate      $16.16

                                                                    (Weighted)

Anchor Space

Gross Leasable Area                   305,257 SF      100.00%     Number of Tenants                      8

Occupied                              248.650 SF       81.46%      Average Tenant Size              31,081
                                     --------         ------

Vacant                                 56,607 SF       18.54%     Average Minimum Rental Rate       $14.48

                                                                   (Weighted)

Small Shop Area

Gross Leasable Area                    46,275 SF      100.00%     Number of Tenants                    17

Occupied                               45,275 SF       97.84%     Average Tenant Size               2,663
                                                       ------

Vacant                                  1,000 SF        2.16%     Average Minimum Rental Rate      $25.38

                                                                   (Weighted)

==========================================================================================================

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                        Perimeter Pointe-As of July, 1997
                  Perimeter Center West @ Mount Vernon Highway
                         Atlanta, Fulton County, Georgia

                       Recent Lease Analysis for 24 Months

------------------------------------------------------------------------------------------------------------------------------------
                                               Lease Term                                                                 Average
                                         --------------------------                                             Annual    Annual
                                Square      Lease          Lease      Term              Monthly   Annual Rent    Rent      Lease
Suite          Tenant            Feet    Commencement   Termination   (Yrs)   Months      Rent       Total      Per SF     Rate
====================================================================================================================================
       Previous 0 to 12 Months

 800   Consign & Design          15,650     Jun-97        Dec-97       5.00     7 @     $5,416.67    $65,000     $4.15     $8.86

                                            Jan-98        May-98                5 @    $10,833.33   $130,000     $8.31

                                            Jun-98        May-99               12 @    $11,510.42   $138,125     $8.83

                                            Jun-99        May-00               12 @    $12,187.50   $146,250     $9.35

                                            Jun-00        May-01               12 @    $12,864.58   $154,375     $9.86

                                            Jun-01        May-02               12 @    $13,541.67   $162,500    $10.38

 700   Goody's                   30,560     May-97        Apr-00      10.00    36 @    $21,875.00   $262,500     $8.59     $8.84

                                            May-00        Apr-04               48 @    $22,500.00   $270,000     $8.84

                                            May-04        Apr-07               36 @    $23,125.00   $277,500     $9.08

 OPC   Max & Erma's               6,800     Feb-97        Jan-99      15.00    23 @    $11,250.00   $135,000    $19.85    $22.81

                                            Feb-99        Jan-02               36 @    $12,093.75   $145,125    $21.34

                                            Feb-02        Jan-07               60 @    $13,000.75   $156,009    $22.94

                                            Feb-07        Feb-12               61 @    $13,975.83   $167,710    $24.66

 300   Baby Superstores          36,900     Dec-96        Dec-01      10.17    61 @    $30,750.00   $369,000    $10.00    $10.50

                                            Jan-02        Jan-07               61 @    $33,825.00   $405,900    $11.00

 OPB   Chick-Fil-A                2,800     Oct-96        Oct-98      15.00    24 @     $7,500.00    $90,000    $32.14    $35.79

                                            Nov-98        Oct-01               36 @     $7,875.00    $94,500    $33.75

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                        Perimeter Pointe-As of July, 1997
                  Perimeter Center West @ Mount Vernon Highway
                         Atlanta, Fulton County, Georgia

                       Recent Lease Analysis for 24 Months

------------------------------------------------------------------------------------------------------------------------------------
                                               Lease Term                                                                 Average
                                         --------------------------                                             Annual    Annual
                                Square      Lease          Lease      Term              Monthly   Annual Rent    Rent      Lease
Suite          Tenant            Feet    Commencement   Termination   (Yrs)   Months      Rent       Total      Per SF     Rate
====================================================================================================================================
                                            Nov-01        Oct-06               60 @     $8,250.00    $99,000    $35.36

                                            Nov-06        Oct-01               60 @     $9,075.00   $108,900    $38.89

        Salon El Khouri            1,784    Sep-96        Aug-99       5.00    36 @     $2,973.33    $35,680    $20.00    $20.40

                                            Sep-99        Aug-01               24 @     $3,122.00    $37,464    $21.00

   100  Discount Party Warehouse   8,265    Sep-96        Aug-97      10.00    12 @    $10,331.25   $123,975    $15.00    $17.19

                                            Sep-97        Aug-98               12 @    $10,641.19   $127,694    $15.45

                                            Sep-98        Aug-99               12 @    $10,958.01   $131,496    $15.91

                                            Sep-99        Aug-00               12 @    $11,281.73   $135,381    $16.38

                                            Sep-00        Aug-01               12 @    $11,619.21   $139,431    $16.87

                                            Sep-01        Aug-02               12 @    $11,970.48   $143,646    $17.38

                                            Sep-02        Aug-03               12 @    $12,328.63   $147,944    $17.90

                                            Sep-03        Aug-04               12 @    $12,700.55   $152,407    $18.44

                                            Sep-04        Aug-05               12 @    $13,079.36   $156,952    $18.99

                                            Sep-05        Aug-06               12 @    $13,471.95   $161,663    $19.56

   900  St. Joseph's Hospital     22,580    Sep-96        Aug-98      10.00    24 @    $48,001.31   $576,016    $25.51    $25.73

                                            Sep-98        Aug-01               36 @    $47,098.12   $565,177    $25.03

                                            Sep-01        Aug-06               60 @    $49,356.12   $592,273    $26.23

  1020  Planet Smoothie              750    Sep-96        Sep-97       5.08    13 @     $1,812.50    $21,750    $29.00    $30.76

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                        Perimeter Pointe-As of July, 1997
                  Perimeter Center West @ Mount Vernon Highway
                         Atlanta, Fulton County, Georgia

                       Recent Lease Analysis for 24 Months

------------------------------------------------------------------------------------------------------------------------------------
                                               Lease Term                                                                 Average
                                         --------------------------                                             Annual    Annual
                                Square      Lease          Lease      Term              Monthly   Annual Rent    Rent      Lease
Suite          Tenant            Feet    Commencement   Termination   (Yrs)   Months      Rent       Total      Per SF     Rate
====================================================================================================================================
                                            Oct-97        Sep-98               12 @     $1,866.88    $22,403    $29.87

                                            Oct-98        Sep-99               12 @     $1,923.13    $23,078    $30.77

                                            Oct-99        Sep-00               12 @     $1,980.63    $23,768    $31.69

                                            Oct-00        Sep-01               12 @     $2,040.00    $24,480    $32.64

  490   Mattress Firm              3,388    Aug-96        Jul-97       5.00    12 @     $6,917.17    $83,006    $24.50    $26.30

                                            Aug-97        Jul-98               12 @     $7,058.33    $84,700    $25.00

                                            Aug-98        Jul-99               12 @     $7,481.83    $89,782    $26.50

                                            Aug-99        Jul-00               12 @     $7,623.00    $91,476    $27.00

                                            Aug-00        Jul-01               12 @     $8,046.60    $96,559    $28.50

 1030   Buckhead Fine Wine Bar     1,304    Aug-96        Aug-99       3.08    37 @     $3,042.67    $36,512    $28.00    $28.00

 1040   Gorins Cafe & Grill        1,500    Aug-96        Jul-98      10.00    24 @     $3,125.00    $37,500    $25.00    $26.50

                                            Aug-98        Jul-01               36 @     $3,250.00    $39,000    $26.00

                                            Aug-01        Jul-04               36 @     $3,375.00    $40,500    $27.00

                                            Aug-04        Jul-06               24 @     $3,500.00    $42,000    $28.00

  470   Buckhead Fine Wine         2,084    Jul-96        Jul-99       3.08    37 @     $4,254.83    $51,058    $24.50    $24.50

        Previous 13 to 24 Months

  150   Michael's                 18,122    May-98        May-99      13.83    37 @    $21,671.00   $280,052    $14.35    $15.76

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                        Perimeter Pointe-As of July, 1997
                   Perimeter Center West@ Mount Vernon Highway
                         Atlanta, Fulton County, Georgia

                       Recent Lease Analysis for 24 Months

------------------------------------------------------------------------------------------------------------------------------------
                                               Lease Term                                                                 Average
                                         --------------------------                                             Annual    Annual
                                Square      Lease          Lease      Term              Monthly   Annual Rent    Rent      Lease
Suite          Tenant            Feet    Commencement   Termination   (Yrs)   Months      Rent       Total      Per SF     Rate
====================================================================================================================================
                                            Jun-99        May-04               60 @    $23,407.58   $280,891    $15.50

                                            Jun-04        Feb-10               69 @    $25,280.00   $303,360    $16.74

  460 Hair Cuttery                1,084     Apr-96        Apr-98       5.08    25 @     $2,791.30    $33,496    $30.90    $31.64

                                            May-98        Apr-01               36 @     $2,875.31    $34,504    $31.83

                                            May-01        Apr-00              -12 @     $2,961.13    $35,534    $32.78

                                            May-00        Apr-01               12 @     $3,049.65    $36,596    $33.76

 1050 Starbucks Corporation       1,500     Mar-96        Mar-98      10.08    25 @     $3,125.00    $37,500    $25.00    $28.11

                                            Apr-98        Mar-01               36 @     $3,360.00    $40,320    $26.88

                                            Apr-01        Mar-03               24 @     $3,594.00    $43,128    $28.75

                                            Apr-03        Mar-06               36 @     $3,883.00    $46,596    $31.06

 OPA  Bertucci's                  5,400     Feb-96        Feb-98      15.00    24 @    $10,833.33   $130,000    $24.07    $29.02

                                            Mar-98        Feb-01               36 @    $11,483.33   $137,800    $25.52

                                            Mar-01        Feb-03               24 @    $12,516.83   $150,202    $27.82

                                            Mar-03        Feb-06               36 @    $13,267.83   $159,214    $29.48

                                            Mar-06        Feb-08               24 @    $14,461.92   $173,543    $32.14

                                            Feb-08        Feb-11               36 @    $15,329.67   $183,956    $34.07

 420  Discount Travel               750     Jan-96        Jan-98       5.00    24 @     $1,673.75    $20,085    $26.78    $27.76

                                            Feb-98        Jan-99               12 @     $1,723.75    $20,685    $27.58

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                        Perimeter Pointe-As of July, 1997
                  Perimeter Center West @ Mount Vernon Highway
                         Atlanta, Fulton County, Georgia

                       Recent Lease Analysis for 24 Months

------------------------------------------------------------------------------------------------------------------------------------
                                               Lease Term                                                                 Average
                                         --------------------------                                             Annual    Annual
                                Square      Lease          Lease      Term              Monthly   Annual Rent    Rent      Lease
Suite          Tenant            Feet    Commencement   Termination   (Yrs)   Months      Rent       Total      Per SF     Rate
====================================================================================================================================
                                            Feb-99        Jan-00               12 @     $1,775.63    $21,308    $28.41

                                            Feb-00        Jan-01               12 @     $1,828.75    $21,945    $29.26

  430  Nail Talk                   1,250    Jan-96        Jan-98       5.00    24 @     $2,896.88    $34,763    $27.81    $28.83

                                            Feb-98        Jan-99               12 @     $2,983.33    $35,800    $28.64

                                            Feb-99        Jan-00               12 @     $3,072.92    $36,875    $29.50

                                            Feb-00        Jan-01               12 @     $3,165.63    $37,988    $30.39

 1010  Bell South Mobility, Inc.   2,000    Feb-96        Jan-98       5.00    24 @     $4,666.67    $56,000    $28.00    $29.26

                                            Feb-98        Jan-01               36 @     $5,016.67    $60,200    $30.10

  440  Perimeter Cleaners            750    Dec-95        Dec-97       5.00    24 @     $1,802.50    $21,630    $28.84    $29.90

                                            Jan-98        Dec-98               12 @     $1,856.83    $22,282    $29.71

                                            Jan-99        Dec-99               12 @     $1,912.50    $22,950    $30.60

                                            Jan-00        Dec-00               12 @     $1,969.38    $23,633    $31.51

 200   Stein Mart, Inc.           35,000    Dec-95        Nov-00      15.00    60 @    $23,375.00   $280,500     $8.01     $8.50

                                            Dec-00        Nov-05               60 @    $24,791.67   $297,500     $8.50

                                            Dec-05        Nov-10               60 @    $26,208.33   $314,500     $8.99

 1020  Atlanta Bread Company       3,866    Dec-95        Jan-98       5.17    26 @     $8,376.33   $100,516    $26.00    $27.13

                                            Feb-98        Jan-01               36 @     $9,004.56   $108,055    $27.95

 1100  United Artists Theatre     35,390    Dec-95        Dec-97      20.08    25 @    $50,430.75   $605,169    $17.10    $19.51

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                        Perimeter Pointe-As of July, 1997
                  Perimeter Center West @ Mount Vernon Highway
                         Atlanta, Fulton County, Georgia

                       Recent Lease Analysis for 24 Months

------------------------------------------------------------------------------------------------------------------------------------
                                               Lease Term                                                                 Average
                                         --------------------------                                             Annual    Annual
                                Square      Lease          Lease      Term              Monthly   Annual Rent    Rent      Lease
Suite          Tenant            Feet    Commencement   Termination   (Yrs)   Months      Rent       Total      Per SF     Rate
====================================================================================================================================
                                            Jan-98        Dec-00               36 @    $51,610.42     $619,325  $17.50

                                            Jan-01        Dec-05               60 @    $54,471.11     $653,653  $18.47

                                            Jan-06        Dec-10               60 @    $59,366.73     $712,401  $20.13

                                            Jan-11        Dec-15               60 @    $65,324.04     $783,888  $22.15

 500   Homeplace Stores            54,448   Nov-95        Oct-97      15.25    24 @    $72,597.33     $871,168  $16.00    $17.45

                                            Nov-97        Oct-00               36 @    $74,866.00     $898,392  $16.50

                                            Nov-00        Oct-05               60 @    $79,403.33     $952,840  $17.50

                                            Nov-05        Jan-11               63 @    $83,940.67   $1,007,288  $18.50

====================================================================================================================================

               Total Area         293,925

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================

          Summary of In-Line Leases Starting Within The Last Two Years
                                Perimeter Pointe
                                Arranged By Size

================================================================================
                                                                    Average
                                                                    Annual
                                        Square         Term          Lease
 Suite               Tenant              Feet          (Yrs)         Rate

================================================================================
                                Shops < 1,000 SF

  1020          Planet Smoothie             750         5.1         $30.76
   420          Discount Travel             750         5.0         $27.76
   440         Perimeter Cleaners           750         5.0         $29.90

                            Shops with 1,001-2,000 SF

   460          Hair Cuttery              1,084         5.1         $31.54
   430           Nail Talk                1,250         5.0         $28.83
  1030      Buckhead Fine Wine Bar        1,304         3.1         $28.00
  1040       Gorins Cafe & Grill          1,500        10.0         $26.50
  1050      Starbucks Corporation         1,500        10.1         $28.11
               Salon El Khouri            1,784         5.0         $20.40

                            Shops with 2,001-5,000 SF

   1010      BellSouth Mobility, Inc.     2,000         5.0         $29.26
    470       Buckhead Fine Wine          2,084         3.1         $24.50
    490          Mattress Finn            3,388         5.0         $26.30
   1020      Atlanta Bread Company        3,866         5.2         $27.13

                                    Shops >5,000 SF

    100    Discount Party Warehouse       8,265        10.0         $17.19

                       Free Standing Stores on Outparcels

    OPA             Bertucci's            5,400        15.0         $29.02
    OPC           Max & Erma's            6,800        15.0         $22.81
    OPB             Chick-Fil-A           2,800        15.0         $35.79

                                      ============
           Total                         45,275

================================================================================

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

====================================================================================================================================
                                Summary of Recovery Provisions & % Clause @ Town Center Prado Center
                                                          Perimeter Pointe

                                               CAM                     Insurance          Real Estate Taxes     Denominator
                                    --------------------------  ----------------------  ---------------------  -------------  % Rent
                              GLA        Share    % Admin. Fee   Share    % Admin. Fee   Share   % Admin. Fee                 Clause
====================================================================================================================================
 100 Discount Party          8,265    Pro Rata (1)     15.0%    Pro Rata     15.0%      Pro Rata     15.0%     GLA of Center   5.0%
 150 Michael's              18,122  Pro Rata (2),(3)   10.0%    Pro Rata      0.0%      Pro Rata      0.0%     GIA of Center   0.0%
 200 Stein Mart             35,000  Pro Rata (2),(3)   15.0%    Pro Rata      0.0%      Pro Rata      0.0%     GLA of Center   2.0%
 300 Baby Superstores       35,900  Pro Rata (2),(3)    8.0%    Pro Rata      0.0%      Pro Rata      0.0%     GLA of Center   0.0%
 410 Salon El-Khouri         1,784    Pro Rata (1)     15.0%    Pro Rata     15.0%      Pro Rata      0.0%     GLA of Center   4.0%
 420 Discount Travel           750    Pro Rata (1)     15.0%    Pro Rata     15.0%      Pro Rata     15.0%     GLA of Center   0.0%
 430 Nail Talk               1,250    Pro Rata (1)     15.0%    Pro Rata     15.0%      Pro Rata     15.0%     GLA of Center   5.0%
 440 Perimeter Cleaners        750    Pro Rata (1)     15.0%    Pro Rata     15.0%      Pro Rata     15.0%     GLA of Center   5.0%
 460 Hair Cuttery            1,084    Pro Rata (1)     15.0%    Pro Rata     15.0%      Pro Rata     15.0%     GLA of Center  5.00%
 470 Buckhead Fine Wine      2,084    Pro Rata (1)     15.0%    Pro Rata     15.0%      Pro Rata      0.0%     GLA of Center   0.0%
 490 Mattress Firm           3,388    Pro Rata (1)     15.0%    Pro Rata     15.0%      Pro Rata      0.0%     GLA of Center   3.0%
 500 Homeplace              54,448  Pro Rata (2),(3)    7.5%    Pro Rata      0.0%      Pro Rata      0.0%     GLA of Center   0.0%
 700 Goody's                30,560    Pro Rata (1)     10.0%    Pro Rata     10.0%      Pro Rata      0.0%     GLA of Center   3.0%
 800 Consign & Design       16,250    Pro Rata (1)     15.0%    Pro Rata     15.0%      Pro Rata      0.0%     GLA of Center   0.0%
 900 St. Joseph's Hospital  22,580    Pro Rata (1)     10.0%    Pro Rata     10.0%      Pro Rata      0.0%     GLA of Center   0.0%
 OPA Bertucci                5,400  Pro Rata (1),(3)   15.0%    Pro Rata     15.0%      Pro Rata     15.0%     GLA of Center   0.0%
 OPB Chick-Fil-A             2,800        (4)                     PRS                     None        0.0%     GLA of Center   0.0%
 OPC Max & Erma's            6,800        (4)                     PRS                     None        0.0%     GLA of Center   0.0%
1010 Bell South Mobility     2,000    Pro Rata (2)     15.0%    Pro Rata     15.0%      Pro Rata     15.0%     GLA of Center   0.0%
1020 Planet Smoothie           750    Pro Rata (2)     15.0%    Pro Rata     15.0%      Pro Rata     15.0%     GLA of Center   0.0%
1030 Buckhead Wine Bar       1,304    Pro Rata (1)     15.0%    Pro Rata     15.0%      Pro Rata      0.0%     GLA of Center   0.0%
1040 Gorins                  1,500    Pro Rata (1)     15.0%    Pro Rats     15.0%      Pro Rata      0.0%     GLA of Center   4.0%
1050 Starbucks               1,500    Pro Rata (2)     15.0%    Pro Rata      0.0%      Pro Rata      0.0%     GLA of Center   0.0%
1100 Theatre                35,390  Pro Rata (2),(3)   15.0%    Pro Rata      0.0%      Pro Rata      0.0%     GLA of Center   4.0%
1020 Atlanta Bread           3,866    Pro Rata (1)     15.0%    Pro Rata     15.0%      Pro Rata     15.0%     GLA of Center   5.0%
                           -------
                           294,525

      -------------------------------------------------------------------------------------------------------------------
      1. CAM includes management fee, depreciation of equipment, and reserves for roof/parking lot repair.
      2. CAM excludes management fee but includes depreciation and reserves.
      3. Atypical CAM composition. CAM excludes one or more of the following: trash removal and fire protection services.

      4. Fixed CAM @ $4,000/year growing by $0.05/sf every five years.
      -------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                      NATIONAL DATABASE OF SALES
================================================================================

























                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

===============================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
===============================================================================

                                                                                                                           Anchor
Sale                                   Sale        Yr Built/                Site Area      Site     GLA       Anchor       GLA as
No.          Name/Location             Date        Condition   Sale Price   (Sq. Ft.)    Coverage   Sold       GLA       % of Total
====================================================================================================================================
 1   Manhattan Village S.C.            Pending       1981      $76,200,000   1,643,083      23.0%   377,965    153,355        40.6%
     NEC/Sepulveda Blvd. & Marina       Jul-97       Good
     Los Angeles County,
     Manhattan Beach, California
------------------------------------------------------------------------------------------------------------------------------------
 2   International Drive Value Ctr.    Pending       1995      $20,877,000     984,456      18.9%   186,081    148,274        79.7%
     International Drive & Touch One    Jun-97     Excellent
     Orange County                     Agreement
     Orlando, Florida                   Mar-97
------------------------------------------------------------------------------------------------------------------------------------
 3   280 Metro Center                   Jun-97       N/A       $39,174,000           -          -   213,603     87,813        41.1%
     Metro Center                                    Good
     San Mateo County
     Colma, California
------------------------------------------------------------------------------------------------------------------------------------
 4   Smoketown Station                  May-97       1994      $46,500,000   2,350,062      20.0%   469,392    211,226        45.0%
     Prince William Pkwy & Worth                     Good
     Prince William County,
     Woodbridge, Virginia
------------------------------------------------------------------------------------------------------------------------------------
 5   Fremont Hub Shopping Ctr.          Apr-97      1962/94    $45,000,000   1,229,699      40.0%   492,263    274,461        55.8%
     Fremont Blvd. & Monty Ave.                      Good
     Alameda County,
     Fremont, California
------------------------------------------------------------------------------------------------------------------------------------
 6   LaJolla Village                    Mar-97      1979/94    $73,500,000           -          -   418,356          -            -
     LaJolla, California                             Good

------------------------------------------------------------------------------------------------------------------------------------
 7   Gateway Plaza Shopping Ctr.        Mar-97       1990      $22,000,000   1,817,759      18.5%   336,670    102,220        30.4%
     SEQ/ I-880 & Highway 37                         Good
     Solano County,
     Vallejo, California
------------------------------------------------------------------------------------------------------------------------------------
 8   Aboretum Crossing (Phs. I)         Pending      1996      $24,000,000     784,000      23.3%   183,000    154,000        84.2%
     U.S. Highway 183 &                 Jan-97     Excellent
     N. Mopac Blvd.
     Austin, Texas
------------------------------------------------------------------------------------------------------------------------------------
 9   Carrollton Crossroads              Jan-97       1987      $18,100,000           -          -   303,805    234,453        77.2%
     US Hwy. 27 & Hwy. 166                           Good
     Carrollton, Georgia
------------------------------------------------------------------------------------------------------------------------------------
10   Westminster Center                 Dec-96       1991      $51,750,000   1,829,520      20.0%   365,699          -            -
     Golden West Ave. & Westminster                  Good
     Orange County
     Westminster, California
------------------------------------------------------------------------------------------------------------------------------------
11   Jantzen Beach Supercenter          Dec-96      1972/96    $76,500,000   2,938,558      26.8%   788,826    663,404        84.1%
     N. Jantzen Dr & N. Center Ave                   Good
     Portland, Oregon

------------------------------------------------------------------------------------------------------------------------------------
12   Lawrenceville Market Center        Nov-96       1995      $34,600,000           -          -   499,129    459,209        92.0%
     Ga. 316 & GA. 120                             Excellent
     Lawrenceville, Georgia

------------------------------------------------------------------------------------------------------------------------------------
13   Centennial Plaza                   Nov-96       1992      $16,700,000     862,000      27.1%   234,000    199,000        85.0%
     N.W. 59 & May Avenue                            Good
     Oklahoma City, Oklahoma
------------------------------------------------------------------------------------------------------------------------------------
14   Prestonwood Village                Sep-96       1980      $14,660,000     701,752      27.1%   190,131    123,454        64.9%
     5305 Arapaho Road                               Good
     Dallas County,
     Dallas, Texas
------------------------------------------------------------------------------------------------------------------------------------

                                         Sale
Sale                                     Price/        NOI/
No.          Name/Location               Sq.Ft.        Sq.Ft.     OAR             Anchor Tenants
=====================================================================================================
 1   Manhattan Village S.C.              $201.61      $15.87     7.87%     Ralph's Sav-On,
     NEC/Sepulveda Blvd. & Marina                                          Mann Theaters,
     Los Angeles County,                                                   Macy's Mens
     Manhattan Beach, California
-----------------------------------------------------------------------------------------------------
 2   International Drive Value Ctr.      $112.19      $11.21     9.99%     Bed Bath & Beyond,
     International Drive & Touch One                                       Ross, Old Navy, T.J.
     Orange County                                                         Maxx, Books-A-Million,
     Orlando, Florida                                                      Shoe Carnival
-----------------------------------------------------------------------------------------------------
 3   280 Metro Center                    $183.40      $15.50     8.45%     Marshalls, Nordstrom
     Metro Center                                                          Rack, Kids R Us, Old
     San Mateo County                                                      Navy, Barnes & Noble
     Colma, California
-----------------------------------------------------------------------------------------------------
 4   Smoketown Station                   $99.06       $10.13    10.23%     Lowe's Home Center
     Prince William Pkwy & Worth                                           Shoppers Food Whse,
     Prince William County,                                                Best Buy
     Woodbridge, Virginia
-----------------------------------------------------------------------------------------------------
 5   Fremont Hub Shopping Ctr.           $91.41        $8.00     8.75%     Safeway, Ross, Longs
     Fremont Blvd. & Monty Ave.                                            Drug, Old Navy,
     Alameda County,                                                       OfficeMax,
     Fremont, California                                                   Tower Records
-----------------------------------------------------------------------------------------------------
 6   LaJolla Village                     $175.69      $15.81     9.00%     Smith's Food King,
     LaJolla, California                                                   AMC Theaters, Ross,
                                                                           Marshalls, Super Crown
-----------------------------------------------------------------------------------------------------
 7   Gateway Plaza Shopping Ctr.         $65.35        $6.02     9.21%     OfficeMax, Ross, PetCo,
     SEQ/ I-880 & Highway 37                                               Vacant HomeBase,
     Solano County,                                                        Service Mer'dise
     Vallejo, California                                                   (gr.lease)
-----------------------------------------------------------------------------------------------------
 8   Aboretum Crossing (Phs. I)          $131.15      $13.70    10.45%     Circuit City, Cost Plus,
     U.S. Highway 183 &                                                    Baby Superstore, Design
     N. Mopac Blvd.                                                        Shoe Whse, Just for
     Austin, Texas                                                         Feet, Mikasa
-----------------------------------------------------------------------------------------------------
 9   Carrollton Crossroads               $59.58        $6.43    10.80%     Wal-Mart, Goody's,
     US Hwy. 27 & Hwy. 166                                                 JCPenney, Kroger
     Carrollton, Georgia

-----------------------------------------------------------------------------------------------------
10   Westminster Center                  $141.51      $11.76     8.31%     Home Deport, Edwards
     Golden West Ave. & Westminster                                        Cinema, Lucky Super-
     Orange County                                                         market, Thrifty Drug
     Westminster, California
-----------------------------------------------------------------------------------------------------
11   Jantzen Beach Supercenter           $96.98        $8.87     9.15%     Kmart, HomeDepot, Toys
     N. Jantzen Dr & N. Center Ave                                         RUs, REI, Ross, Comp.
     Portland, Oregon                                                      City, Copelands, Linens,
                                                                           OldNavy, Barnes&Noble
-----------------------------------------------------------------------------------------------------
12   Lawrenceville Market Center         $69.32        $6.59     9.50%     Target*, Home Depot*,
     Ga. 316 & GA. 120                                                     AMC, Goody's, Linens N
     Lawrenceville, Georgia                                                Things, Marshalls, MJ
                                                                           Design, PetsMart
-----------------------------------------------------------------------------------------------------
13   Centennial Plaza                    $71.37        $7.49    10.50%     Home Depot, Best Buy,
     N.W. 59 & May Avenue                                                  Home Place
     Oklahoma City, Oklahoma

-----------------------------------------------------------------------------------------------------
14   Prestonwood Village                 $77.10        $9.27    12.02%     Best Buy, ToysRUs,
     5305 Arapaho Road                                                     KidsRUs, Drug
     Dallas County,                                                        Emporium
     Dallas, Texas
-----------------------------------------------------------------------------------------------------


Sale                                     Occupancy
No.          Name/Location                At Sale                     Comments
================================================================================================
 1   Manhattan Village S.C.                   93.3%
     NEC/Sepulveda Blvd. & Marina
     Los Angeles County,
     Manhattan Beach, California
-------------------------------------------------------------------------------------------------
 2   International Drive Value Ctr.          100.0%    New power-oriented center in tourist
     International Drive & Touch One                   area. Incl. $650,000 outpad site. Anchor
     Orange County                                     rents $10/sf; in-line $15/sf. IRR appx.
     Orlando, Florida                                  11.0%; term. cap 10.0%
-------------------------------------------------------------------------------------------------
 3   280 Metro Center                         99.0%    351,632sf ctr. known as the country's
     Metro Center                                      first "power" ctr. IRR appx. 10.76% w/
     San Mateo County                                  term.cap. of 9.5%. UACinema, vacant
     Colma, California                                 Home Depot, & NYFabric not incl.
-------------------------------------------------------------------------------------------------
 4   Smoketown Station                        95.0%    Ctr. abuts Potomac Mills Mall in retail
     Prince William Pkwy & Worth                       hub for county. Anchor rents $8.40/sf; in-
     Prince William County,                            line $14-$19/sf. Other majors incl.
     Woodbridge, Virginia                              KidsRUs, PetSmart, SuperCrown.
-------------------------------------------------------------------------------------------------
 5   Fremont Hub Shopping Ctr.                    -    661,140sf ctr. orginally constructed as
     Fremont Blvd. & Monty Ave.                        regional ctr. Converted b/w '92-'94.
     Alameda County,                                   Anchors not incl. in GLA sold are Mont-
     Fremont, California                               gomery Ward & Home Express
--------------------------------------------------------------------------------------------------
 6   LaJolla Village                              -    Solus to Prudential.
     LaJolla, California

-------------------------------------------------------------------------------------------------
 7   Gateway Plaza Shopping Ctr.              90.1%    Sale of ctr. w/ 3 future pad sites to
     SEQ/ I-880 & Highway 37                           accommodate 25,600sf addition. Anchors
     Solano County,                                    not incl. ToysRUs, Costco, SaveMart,
     Vallejo, California                               Longs, Cinedome, HomeDepot
-------------------------------------------------------------------------------------------------
 8   Aboretum Crossing (Phs. I)               98.0%    Presale of promotional center. Sale
     U.S. Highway 183 &                                expected to close by Jan. 31, 1997.
     N. Mopac Blvd.                                    REIT purchase based on direct cap.
     Austin, Texas
-------------------------------------------------------------------------------------------------
 9   Carrollton Crossroads                    98.5%    Location 32 miles west of downtown
     US Hwy. 27 & Hwy. 166                             Atlanta. Renovated in 1993. Within 10-
     Carrollton, Georgia                               mile radius - 20,162 households,
                                                       $41,800 avg. household income.
-------------------------------------------------------------------------------------------------
10   Westminster Center                       93.0%    Ctr. reportedly developed at cost of $45
     Golden West Ave. & Westminster                    million by IDM Corp. Avg. lease rate for in
     Orange County                                     line space $15-$27/sf.
     Westminster, California
-------------------------------------------------------------------------------------------------
11   Jantzen Beach Supercenter                97.0%    Redevelopment of a failed mall. Mont-
     N. Jantzen Dr & N. Center Ave                     gomery Ward & Kmart anchor enclosed
     Portland, Oregon                                  mall of 87,500 square feet. Montgomery
                                                       Ward on ground lease.
-------------------------------------------------------------------------------------------------
12   Lawrenceville Market Center             100.0%    Cash acquisition by Equitable Real
     Ga. 316 & GA. 120                                 Estate Investment Management
     Lawrenceville, Georgia                            * Ground Lease

-------------------------------------------------------------------------------------------------
13   Centennial Plaza                         93.0%    Buyer uses direct cap only for under-
     N.W. 59 & May Avenue                              writing. Terms included assumption of
     Oklahoma City, Oklahoma                           $11.8 million existing loan at 9.0%-9.25%
                                                       interest. REIT buyer.
-------------------------------------------------------------------------------------------------
14   Prestonwood Village                      97.0%    Ctr. purchased at high cap due to some
     5305 Arapaho Road                                 rents being above mkt., flat income
     Dallas County,                                    stream, & 13,770sf of 2nd story space.
     Dallas, Texas
-------------------------------------------------------------------------------------------------

                                                                          Page 1
                                                              CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================

POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.

============================================================================================================================
                                                                                                                   Anchor
Sale                                     Sale     Yr Built/               Site Area    Site     GLA      Anchor    GLA as
No.            Name/Location             Date     Condition   Sale Price   (Sq.Ft.)  Coverage   Sold      GLA    % of Total
============================================================================================================================
 15   The Village at University Place   Aug-96     1995-97   $33,400,000  1,633,500    20.5%   334,500  140,200    41.9%
      I-85 @ W. T. Harris Blvd.                   Excellent
      Charlotte, North Carolina
----------------------------------------------------------------------------------------------------------------------------
 16   Miller Square Plaza               Aug-96   1980/83/90  $12,240,000  1,040,648    15.1%   156,670   68,384    43.6%
      13898 SW 56th Street                        Fair-Good
      Dade County,
      Kendall, Miami, Florida
----------------------------------------------------------------------------------------------------------------------------
 17   Towneast Center & Plaza           Jul-96      1992     $12,700,000    653,000    32.2%   210,000  149,760    71.3%
      Mesquite,                                     Good
      Dallas County, Texas

----------------------------------------------------------------------------------------------------------------------------
 18   Preston Shepard Place             Jul-96      1995     $46,800,000  1,359,072    26.7%   363,256  265,837    73.2%
      SWC/Preston & Park Blvd.                    Excellent
      Colling County,
      Plano, Texas
----------------------------------------------------------------------------------------------------------------------------
 19   Casa Linda                        Jun-96     1950/86   $33,769,000  1,128,640    28.9%   326,116       --       --
      Garland Rd. & Buckner Blvd.                   Good
      Dallas County,
      Dallas, Texas
----------------------------------------------------------------------------------------------------------------------------
 20   Greenbriar Towne Center           May-96      1970     $58,500,000  1,290,683    26.8%   345,286  104,244    30.2%
      Lee Jackson Hwy. & Majestic Ln.               Good
      Fairfax County,
      Chantilly, Virginia
----------------------------------------------------------------------------------------------------------------------------
 21   White Turkey Plaza                Mar-96   1972/82/93  $14,375,000    737,906    20.0%   147,396  122,052    82.8%
      NEC/Federal & Candlewood Lake                 Good
      Fairfield County,
      Brookfield, Connecticut
----------------------------------------------------------------------------------------------------------------------------
 22   Kmart Center                      Feb-96     1994/95   $23,134,700  1,224,036    22.6%   276,500  140,221    50.7%
      10501 Pines Boulevard                      Good-Excl.
      Broward County,
      Pembroake Pines, Florida
----------------------------------------------------------------------------------------------------------------------------
 23   Villa Marina Marketplace          Jan-96     1976/91   $80,000,000  1,000,573    45.9%   459,703  218,929    47.6%
      Mexella & Lincoln Blvd.                       Good
      Marina Freeway
      Marina Del Rey, California
----------------------------------------------------------------------------------------------------------------------------
 24   Town Fair Shopping Center         Jan-96      1989     $15,950,000  9,439,450     2.5%   235,892       --    --
      1915 Hurstbourne Parkway                      Good
      Jefferson County
      Louisville, Kentucky
----------------------------------------------------------------------------------------------------------------------------
 25   Scottsdale Fiesta                 Dec-95     1995/96   $46,000,000         --    --      491,000  440,000    89.6%
      S/E/C Shea Blvd. &                          Excellent
      Pina Co. Road
      Scottsdale, Arizona
----------------------------------------------------------------------------------------------------------------------------
 26   Baybrook Square                   Dec-95      1983     $24,835,000  1,104,246    28.7%   317,197  190,318    60.0%
      ES/I-45 & at Bay Blvd.                        Good
      Houston
      Webster, Texas
----------------------------------------------------------------------------------------------------------------------------
 27   Perimeter Village                 Dec-95      1995     $50,000,000  1,393,920    24.9%   347,699  254,979    73.3%
      WS/Ashford Dunwoody,              Under     Excellent
      North of downtown Atlanta        Contract
      Atlanta, Georgia
----------------------------------------------------------------------------------------------------------------------------
 28   Corbins Corner                    Nov-95     1970/89   $29,500,000    867,846    21.5%   186,734   96,833    51.9%
      Route 71 & I-84                               Good
      Hartford County
      West Hartford, Connecticut
----------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
                                        Sale
Sale                                    Price/   NOI/                                     Occupancy
No.            Name/Location            Sq.Ft.   Sq.Ft.    OAR         Anchor Tenants      At Sale             Comments
====================================================================================================================================
 15   The Village at University Place  $ 99.85  $ 9.84    9.85%  Best Buy, Office Depot,   100.0%    Other anchors at center are
      I-85 @ W. T. Harris Blvd.                                  TJ Maxx, Rhodes                     Wal-Mart and Sam's Club. This
      Charlotte, North Carolina                                  Furniture                           is a pre-sale of new center
                                                                                                     developed by Hawn.
------------------------------------------------------------------------------------------------------------------------------------
 16   Miller Square Plaza              $ 78.13  $ 7.81   10.00%  Publix                     92.0%    Community center; block &
      13898 SW 56th Street                                       Eckerd Drug                         stucco. Fair-avg exposure.
      Dade County,                                               Theater (gr. lease)                 Anchor rents appx. $7-$9/sf;
      Kendall, Miami, Florida                                    J. Byrons (not owned)               in-line shops $12-$19/sf.
------------------------------------------------------------------------------------------------------------------------------------
 17   Towneast Center & Plaza          $ 60.48  $ 6.65   11.00%  Best Buy, Sears Home      100.0%    REIT buyer using direct cap
      Mesquite,                                                  Life, PetsMart, Home                only.
      Dallas County, Texas                                       Depot*                              * Home Depot is tenant owned.
------------------------------------------------------------------------------------------------------------------------------------
 18   Preston Shepard Place            $128.83  $12.11    9.40%  Marshalls, Steinmart,     100.0%    New ctr. in affluenct area.
      SWC/Preston & Park Blvd.                                   Office Depot, Baby                  Traffic counts > 37,000 &
      Colling County,                                            Superstore, MJ Des.,                45,000/day. Buyer used 10.5%
      Plano, Texas                                               Borders, HomePlace                  IRR & 9.25% terminal cap in
                                                                                                     analysis. Avg. rent =
                                                                                                     $15.73/sf.
------------------------------------------------------------------------------------------------------------------------------------
 19   Casa Linda                       $103.55  $ 9.84    9.50%  Albertsons, Blockbuster    84.0%    Older section of eastern
      Garland Rd. & Buckner Blvd.                                Music, Ambers Crafts                Dallas. Good condition at
      Dallas County,                                                                                 sale. Sale based on existing
      Dallas, Texas                                                                                  income.
------------------------------------------------------------------------------------------------------------------------------------
 20   Greenbriar Towne Center          $169.42  $14.94    8.82%  CVS, LinensNThings,        84.0%    Part of bulk property
      Lee Jackson Hwy. & Majestic Ln.                            Marshalls, Ross, Total              purchase; price allocated &
      Fairfax County,                                            Beverage, Giant Food                adjusted for assumption of
      Chantilly, Virginia                                                                            existing debt at above mkt.
                                                                                                     inter. rate. NOI proj. in '97
                                                                                                     results in 9.2% OAR.
------------------------------------------------------------------------------------------------------------------------------------
 21   White Turkey Plaza               $ 97.53  $ 9.00    9.22%  OfficeMax, The Wiz,        99.0%    Property does not have anchor
      NEC/Federal & Candlewood Lake                              Waldbaums, T.J.Maxx                 > 50,000 sf but has good
      Fairfield County,                                                                              juniors. In-line rents are
      Brookfield, Connecticut                                                                        $9-$18/sf; Wiz & OfficeMax
                                                                                                     $13.50/sf; TJMaxx and Wald.
                                                                                                     below market.
------------------------------------------------------------------------------------------------------------------------------------
 22   Kmart Center                     $ 83.67  $ 7.93    9.48%  Kmart                      97.0%    Community center; block &
      10501 Pines Boulevard                                      Food Lion                           tilt; good exposure. Rental
      Broward County,                                                                                rates range from $8-$20/sf.
      Pembroake Pines, Florida
------------------------------------------------------------------------------------------------------------------------------------
 23   Villa Marina Marketplace         $174.03  $18.43   10.59%  Vons, Sav-On,              92.0%    Project consists of 2
      Mexella & Lincoln Blvd.                                    UA Theatres, Sport                  properties; 2nd largest
      Marina Freeway                                             Chalet, Cineplex                    retail ctr. west of San Diego
      Marina Del Rey, California                                 Odeon, Gelson's                     Fwy b/w Ventura Fwy &
                                                                                                     Manhattan.
                                                                                                     Sales= $347/sf;
                                                                                                     rents=$12-45/sf.
------------------------------------------------------------------------------------------------------------------------------------
 24   Town Fair Shopping Center        $ 67.62  $ 6.49    9.60%  Wal-Mart                  100.0%    Good quality center in prime
      1915 Hurstbourne Parkway                                   Staples                             retail location. Rents
      Jefferson County                                           Michael's                           $12-$16/sf. Wal-Mart w/ sales
      Louisville, Kentucky                                       Fashion Bug                         @ $400/sf. Property in good
                                                                                                     condition at sale.
------------------------------------------------------------------------------------------------------------------------------------
 25   Scottsdale Fiesta                $ 93.69  $ 9.37   10.00%  HomeBase, Kmart,          100.0%    Separate take down of Home
      S/E/C Shea Blvd. &                                         OfficeMax, Smith's,                 Base as of 3/96. Total
      Pina Co. Road                                              Barnes&Noble, Comp                  transaction contracted 12/95.
      Scottsdale, Arizona                                        USA, Linens, PetSmart               New center in developing
                                                                                                     area.
------------------------------------------------------------------------------------------------------------------------------------
 26   Baybrook Square                  $ 78.30  $ 7.24    9.25%  Target                    100.0%    Price adj. to incl. $1.0M in
      ES/I-45 at Bay Blvd.                                       Service Merchandise                 renovations done prior to
      Houston                                                    Palais Royal                        sale. Buyer used IRR of
      Webster, Texas                                                                                 11.25-11.50%. Ctr. has good
                                                                                                     visibility and access.
------------------------------------------------------------------------------------------------------------------------------------
 27   Perimeter Village                $143.80  $16.54   11.50%  Wal-Mart                   93.0%    Concrete block, brick facade
      WS/Ashford Dunwoody,                                       Borders Books                       shopping center under
      North of downtown Atlanta                                  Rhodes Furniture                    construction. Under contract
      Atlanta, Georgia                                           Reading China                       as of Dec-95. Shop leases run
                                                                                                     from $18-30/sf; avg. $25/sf.
------------------------------------------------------------------------------------------------------------------------------------
 28   Corbins Corner                   $157.98  $14.98    9.48%  Filene's Basement          96.1%    Specialty retail center
      Route 71 & I-84                                            Toys R Us                           located across from Westfarms
      Hartford County                                            Kids R Us                           Mall at I-84. Strong trade
      West Hartford, Connecticut                                 Old Navy                            area. Renovated in 1989.
------------------------------------------------------------------------------------------------------------------------------------


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================

POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.

=========================================================================================================================
                                                                                                                Anchor
Sale                                   Sale    Yr Built/               Site Area    Site     GLA     Anchor     GLA as
 No.            Name/Location          Date    Condition  Sale Price    (Sq.Ft.)  Coverage   Sold     GLA     % of Total
=========================================================================================================================
 29   Center at Baybrook              Nov-95    1985/93   $25,675,000  1,742,535    24.5%   426,097  372,987     87.5%
      NEC/Medical Ctr. Blvd. & I-45              Good
      Houston
      Webster, Texas
-------------------------------------------------------------------------------------------------------------------------
 30   Market Square S.C.              Sep-95     1990     $14,000,000    923,472    20.3%   187,168  114,086     61.0%
      SEC/Route 53 & Briarcliff Rd.              Good
      DuPage County
      Bolingbrook, Illinois
-------------------------------------------------------------------------------------------------------------------------
 31   Southlake Pavillion, Ph. II     Jul-95     1995     $ 9,655,000    435,600    22.7%    98,954   75,454     76.3%
      NWC/Mt. Zion Blvd. & Zion       Under    Excellent
      Clayton County                 Contract
      Atlanta, Georgia
-------------------------------------------------------------------------------------------------------------------------
 32   Port Plaza S.C.                 May-95    1980/89   $19,000,000    583,704    30.7%   179,000   70,566     39.4%
      Route 112 & Bicycle Path                  Average
      Suffolk County
      Port Jefferson, New York
-------------------------------------------------------------------------------------------------------------------------
 33   Howell Mill Square              May-95    1980/87   $ 9,200,000    435,600    22.7%    98,704   58,078     58.8%
      1715 Howell Mill Road                    Very Good
      Fulton County
      Atlanta, Georgia
-------------------------------------------------------------------------------------------------------------------------
 34   Cobb Place                      Apr-95     1987     $21,035,000  1,013,206    23.5%   237,791  133,161     56.0%
      800 Ernest Barrett Pkwy.                   Good
      Cobb County
      Kennesaw, Georgia
-------------------------------------------------------------------------------------------------------------------------
 35   Woodland Commons S.C.           Apr-95     1991     $21,000,000  1,184,334    14.4%   170,406   88,807     52.1%
      NEC/Route 22 & Buffalo Gr.               Very Good
      Lake County
      Buffalo Grove, Illinois
-------------------------------------------------------------------------------------------------------------------------
 36   McCarthy Ranch                  Mar-95    1994/95   $30,100,000  1,176,120    22.5%   264,112  214,134     81.1%
      Santa Clara County                       Excellent
      Milpitas, California

-------------------------------------------------------------------------------------------------------------------------
 37   Builders Square Center          Mar-95     1994     $12,300,000    875,164    18.4%   160,965  135,216     84.0%
      Route 59 & Meridian Pkwy                   Good
      DuPage County
      Aurora, Illinois
-------------------------------------------------------------------------------------------------------------------------
 38   Sand Dollar Center              Feb-95     1990     $14,400,000    478,768    24.4%   117,025   97,735     83.5%
      800-850 Playa Avenue                       Good
      Monterey County
      Sand City, California
-------------------------------------------------------------------------------------------------------------------------
 39   Venture Pointe, Ph. III         Feb-95     1995     $ 9,100,000    415,998    22.1%    92,000   92,000    100.0%
      SS/Steve Reynolds Blvd.                  Excellent
      Gwinnett County
      Atlanta, Georgia
-------------------------------------------------------------------------------------------------------------------------
 40   Orchard Park S.C.               Jan-95     1982     $ 7,425,000    457,380    17.1%    78,390   41,345     52.7%
      2090 Dunwoody Club Dr.                     Good
      DeKalb County
      Georgia
-------------------------------------------------------------------------------------------------------------------------
 41   Danbury Square                  Jan-95     1989     $19,250,000    840,708    22.9%   192,621   78,700     40.9%
      Kenosia Ave. & I-84                        Good
      Fairfield County
      Danbury, Connecticut
-------------------------------------------------------------------------------------------------------------------------
 42   Mansell Crossing                Dec-94     1994     $34,400,000  1,481,040    21.6%   319,499  202,229     63.3%
      NWC/Georgia 400 & Mansell                Excellent
      Fulton County
      Atlanta, Georgia
-------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
                                      Sale
Sale                                  Price/   NOI/                                  Occupancy
 No.            Name/Location         Sq.Ft.  Sq.Ft.   OAR         Anchor Tenants     At Sale                 Comments
====================================================================================================================================
 29   Center at Baybrook             $ 60.26  $ 6.03  10.00%  Builder's Sq., Bed       99.0%    Former mall renovated/converted in
      NEC/Medical Ctr. Blvd. & I-45                           Bath Beyond,                      1993. Good location, exposure.
      Houston                                                 Oshmans, SteinMart                Anchors generate over 90% of minimum
      Webster, Texas                                          Best Buy, Sears                   rent. Avg in-line rent = $12.03/sf.
------------------------------------------------------------------------------------------------------------------------------------
 30   Market Square S.C.             $ 74.80  $ 7.75  10.36%  Wal-Mart                 96.0%    Wal-Mart has option to expand
      SEC/Route 53 & Briarcliff Rd.                                                             30,000. Located in growing retail
      DuPage County                                                                             area. Other tenants incl. Aldi Food
      Bolingbrook, Illinois                                                                     Store, Bedding Experts, & fast food
                                                                                                restaurants.
------------------------------------------------------------------------------------------------------------------------------------
 31   Southlake Pavillion, Ph. II    $ 97.57  $ 9.18   9.41%  Michael's               100.0%    New community center located next to
      NWC/Mt. Zion Blvd. & Zion                               Old Navy                          freestanding Target, Home Depot, &
      Clayton County                                          Baby Superstore                   Southlake Ph. I Buyer used 5%
      Atlanta, Georgia                                                                          vac-ancy factor & $.10/sf reserve.
------------------------------------------------------------------------------------------------------------------------------------
 32   Port Plaza S.C.                $106.15  $10.72  10.10%  FoodTown                 99.0%    Average quality community center.
      Route 112 & Bicycle Path                                CVS Drugstore                     Other tenants include Kay Bee Toy,
      Suffolk County                                                                            Dress Barn, Sam Goody, NYNEX.
      Port Jefferson, New York
------------------------------------------------------------------------------------------------------------------------------------
 33   Howell Mill Square             $ 93.21  $ 9.09   9.75%  Kroger                  100.0%    Good quality brick & masonry ctr.
      1715 Howell Mill Road                                                                     located in densely populated trade
      Fulton County                                                                             area. Korger provides strong daily
      Atlanta, Georgia                                                                          draw; ctr. has poor visibility.
------------------------------------------------------------------------------------------------------------------------------------
 34   Cobb Place                     $ 88.46  $ 9.56  10.81%  Service M'dise           96.0%    Good quality center with limited
      800 Ernest Barrett Pkwy.                                Upton's                           exposure & narrow configuration.
      Cobb County                                             AMC Theatres                      Ctr. has high amount of in-line
      Kennesaw, Georgia                                                                         space & lacks drawing power of 4th
                                                                                                anchor store.
------------------------------------------------------------------------------------------------------------------------------------
 35   Woodland Commons S.C.          $123.24  $11.53   9.36%  Dominick's               98.0%    Property includes three outlots, one
      NEC/Route 22 & Buffalo Gr.                              Sears Hardware                    of which was zoned industrial (5.03
      Lake County                                                                               ac.). Also includes income from
      Buffalo Grove, Illinois                                                                   ground leases.
------------------------------------------------------------------------------------------------------------------------------------
 36   McCarthy Ranch                 $113.97  $10.60   9.30%  Service M'dise          100.0%    Pre-sale of power ctr with good
      Santa Clara County                                      SportsMart, Borders,              access & freeway exposure. Wal-Mart
      Milpitas, California                                    OfficeMax, PetsMart,              not included in sale. Buyer used
                                                              Computer City, Ross               11.2% IRR. Anchor rents
                                                                                                $9.70-18.70/sf.
------------------------------------------------------------------------------------------------------------------------------------
 37   Builders Square Center         $ 76.41  $ 7.63   9.99%  Builders Square         100.0%    Concrete block, decorative face
      Route 59 & Meridian Pkwy                                PetsMart                          brick center; above average quality.
      DuPage County                                                                             Located on the fringe of Meridian
      Aurora, Illinois                                                                          Business Campus.
------------------------------------------------------------------------------------------------------------------------------------
 38   Sand Dollar Center             $123.05  $12.06   9.80%  Office Depot             96.7%    Good quality power ctr along Hwy 1.
      800-850 Playa Avenue                                    Marshalls                         Costco owns their own land/bldg.
      Monterey County                                         Orchard Supply                    Anchor rents $8.00-10.77/sf; shop
      Sand City, California                                   Costco**                          rents avg $16.56/sf.
------------------------------------------------------------------------------------------------------------------------------------
 39   Venture Pointe, Ph. III        $ 98.91  $ 9.25   9.35%  Circuit City            100.0%    Two anchor tenants in power center.
      SS/Steve Reynolds Blvd.                                 Media Play                        Both tenants on long-term leases
      Gwinnett County                                                                           with appx. 20 yrs remaining. Located
      Atlanta, Georgia                                                                          near Gwinnett Mall in Northcross
                                                                                                area.
------------------------------------------------------------------------------------------------------------------------------------
 40   Orchard Park S.C.              $ 94.72  $ 9.06   9.56%  Kroger                   80.0%    Average-good quality community
      2090 Dunwoody Club Dr.                                                                    center. Sale based on actual income
      DeKalb County                                                                             & expenses, excl. reserves. Seller
      Georgia                                                                                   acquired through foreclosure.
------------------------------------------------------------------------------------------------------------------------------------
 41   Danbury Square                 $ 99.94  $ 9.52   9.53%  Loehmann's               90.0%    Good quality community shopping
      Kenosia Ave. & I-84                                     Toys R Us                         center located adjacent to Danbury
      Fairfield County                                        Kids R Us                         Fair regional mall.
      Danbury, Connecticut
------------------------------------------------------------------------------------------------------------------------------------
 42   Mansell Crossing               $107.67  $ 9.80   9.10%  AMC Theatres,            99.0%    One-story, concrete blk & brick
      NWC/Georgia 400 & Mansell                               Uptons, TJMaxx,                   center located appx 0.8 miles south
      Fulton County                                           OfficeMax,                        of North Point Mall. Avg shop
      Atlanta, Georgia                                        Sports Authority                  rent=$15.23/sf. Ctr also has Toys R
                                                                                                Us, Michaels.
------------------------------------------------------------------------------------------------------------------------------------


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================

POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.

=====================================================================================================================
                                                                                                            Anchor
Sale                                Sale   Yr Built/               Site Area    Site     GLA      Anchor    GLA as
No.             Name/Location       Date   Condition   Sale Price   (Sq.Ft.)  Coverage   Sold      GLA    % of Total
=====================================================================================================================
 43   Stewart Plaza                Dec-94     1990    $22,000,000    561,924    39.6%   222,500  146,504     65.8%
      650 Stewart Avenue                      Good
      Nassau County
      Garden City, New York
---------------------------------------------------------------------------------------------------------------------
 44   Freeway Junction South       Nov-94   1989/93   $ 6,500,000    866,844    18.8%   162,778  134,659     82.7%
      Highway 138 & I-675                     Good
      Clayton County
      Atlanta, Georgia
---------------------------------------------------------------------------------------------------------------------
 45   Sheridan Plaza               Sep-94   1975/91   $57,350,000  2,178,000    21.8%   475,600  262,236     55.1%
      NW 56th & Sheridan St.                  Good
      Broward County
      Hollywood, Florida
---------------------------------------------------------------------------------------------------------------------
 46   Orland Town Center           Sep-94     1994    $12,000,000    871,200    15.4%   134,000   55,873     41.7%
      SEC/159th & 95th Ave.                Excellent
      Cook County
      Orland Hills, Illinois
---------------------------------------------------------------------------------------------------------------------
 47   Darien Towne Center          Sep-94     1994    $21,800,000  1,089,000    21.1%   230,000  127,267     55.3%
      Lyman Ave. & 75th St.                Excellent
      DuPage County
      Darien, Illinois
---------------------------------------------------------------------------------------------------------------------
 48   Latham Farms                 Sep-94     1993    $64,600,000  3,920,400    15.4%   603,405  467,000     77.4%
      I-87, U.S. 9, & Rte. 7               Excellent
      Albany County, Colonie,
      Albany, New York
---------------------------------------------------------------------------------------------------------------------
 49   Bird Ludlam Shopping Center  Aug-94     1987    $20,500,000    632,491    33.6%   212,355   53,500     25.2%
      SWC/ Ludlam Rd. & Bird Rd.           Avg.-Good
      Dada County,
      Unicorp. Miami, Florida
---------------------------------------------------------------------------------------------------------------------
 50   White Rock Marketplace       Aug-94     1992    $14,850,000  1,785,960     9.7%   173,538        0      0.0%
      SWC/Garland & Jupiter                   Good
      Dallas, Texas

---------------------------------------------------------------------------------------------------------------------
 51   Sunset Valley Marketfair     Aug-94     1992    $18,650,000  1,724,976    12.1%   209,362        0      0.0%
      SWC/U.S. 190 & Brodie                   Good
      Austin, Texas

---------------------------------------------------------------------------------------------------------------------
 52   Southlake Pavillion          Aug-94     1994    $12,500,000    539,273    24.8%   133,515  114,800     86.0%
      NWC/Mt. Zion Blvd. & Zion            Excellent
      Clayton County
      Atlanta, Georgia
---------------------------------------------------------------------------------------------------------------------
 53   Anaheim Hills Festival       Jul-94   1991-94   $48,980,000  3,702,600     8.2%   303,661  146,755     48.3%
      8000-8200 E. Santa Ana               Very Good
      Orange County
      Anaheim Hills, California
---------------------------------------------------------------------------------------------------------------------
 54   Buckhead Pavillion           Jul-94     1993    $18,400,000    248,292    40.3%   100,161   67,608     67.5%
      Peachtree & Piedmont                 Very Good
      Buckhead County
      Atlanta, Georgia
---------------------------------------------------------------------------------------------------------------------
 55   Vintage Oaks S.C.            Jul-94   1992-93   $51,000,000  2,090,880    27.6%   576,973  279,600     48.5%
      U.S. 101 at Rowland                  Very Good
      Marin County
      Novato, California
---------------------------------------------------------------------------------------------------------------------
 56   The Westchester Pavillion    Jun-94   1993-94   $31,750,000    153,767   112.8%   173,430  150,570     86.8%
      Hale & Maple Avenues                    Good
      Westchester County
      White Plains, New York
---------------------------------------------------------------------------------------------------------------------


====================================================================================================================================
                                    Sale
Sale                                Price/      NOI/                                Occupancy
No.          Name/Location          Sq.Ft.     Sq.Ft.   OAR       Anchor Tenants     At Sale                Comments
====================================================================================================================================
 43   Stewart Plaza                $ 98.88    $ 9.89   10.00%  Caldor                  86.0%   Good quality community shopping
      650 Stewart Avenue                                       Kiddie City                     center located adjacent to the
      Nassau County                                                                            Roosevelt Field Mall in Garden City.
      Garden City, New York
------------------------------------------------------------------------------------------------------------------------------------
 44   Freeway Junction South       $ 39.93    $ 4.06   10.16%  Kmart                   99.0%   Average-good quality, concrete retail
      Highway 138 & I-675                                      Bruno's                         ctr. on south side Atlanta.
      Clayton County                                                                           Visibility impaired by outpads &
      Atlanta, Georgia                                                                         setback. Price adjusted to reflect
                                                                                               repair costs.
------------------------------------------------------------------------------------------------------------------------------------
 45   Sheridan Plaza               $120.58    $10.97    9.10%  Office Depot            95.0%   Power center purchase based on a
      NW 56th & Sheridan St.                                   Publix                          10.8% IRR, term. cap of 9.25-9.50%.
      Broward County                                           J. Byrons                       Sale included development of 15,000sf
      Hollywood, Florida                                       AMC Theatres                    Luria's. Sales b/w $200-300/sf.
------------------------------------------------------------------------------------------------------------------------------------
 46   Orland Town Center           $ 89.55    $ 8.58    9.58%  OfficeMax              100.0%   Purchased on existing income.
      SEC/159th & 95th Ave.                                    Circuit City                    Wal-Mart not included in sale. Site
      Cook County                                              PetsMart                        had potential for additional bldg.
      Orland Hills, Illinois                                   Wal-Mart**                      Buyer quoted IRR of 10.8%.
------------------------------------------------------------------------------------------------------------------------------------
 47   Darien Towne Center          $ 94.78    $ 9.16    9.66%  Home Depot             100.0%   Power center opened in Summer '94.
      Lyman Ave. & 75th St.                                    Circuit City                    Wal-Mart not included in sale.
      DuPage County                                            PetsMart                        Majority of tenants have set options.
      Darien, Illinois                                         Wal-Mart**                      Buyer suggested 10.7% IRR.
------------------------------------------------------------------------------------------------------------------------------------
 48   Latham Farms                 $107.06    $10.01    9.35%  Wal-Mart                95.0%   Good quality power center with trade
      I-87, U.S. 9, & Rte. 7                                   Sam's Club                      area population reported at 150,000.
      Albany County, Colonie,                                  Home Quarters                   Placed on mkt in March '94. Masonry &
      Albany, New York                                         Shop 'N Save                    steel constr.
------------------------------------------------------------------------------------------------------------------------------------
 49   Bird Ludlam Shopping Center  $ 96.54    $ 8.80    9.12%  Winn Dixie              95.0%   Property in avg.-good condition at
      SWC/ Ludlam Rd. & Bird Rd.                               Eckerd Drugs                    sale; minor exterior upgrade needed.
      Dada County,                                                                             Good accessible/visible location.
      Unicorp. Miami, Florida                                                                  Some 2nd story space.
------------------------------------------------------------------------------------------------------------------------------------
 50   White Rock Marketplace       $ 85.57    $ 7.70    9.00%  Marshall's              94.0%   Part of larger 325,548sf power
      SWC/Garland & Jupiter                                    Tom Thumb                       center. Good condition, relatively
      Dallas, Texas                                            Taylor Brooks                   new at sale. Purchased by Penn. State
                                                                                               Retirement Trust.
------------------------------------------------------------------------------------------------------------------------------------
 51   Sunset Valley Marketfair     $ 89.08    $ 8.79    9.87%  PetsMart                99.0%   Part of larger 352,084sf ctr.
      SWC/U.S. 190 & Brodie                                    TJMaxx                          Other tenants incl.
      Austin, Texas                                            Home Depot**                    SportsTown, Bookstop, Famous
                                                               Circuit City**                  Footware. Home Depot, Circuit City &
                                                                                               Luby's not included.
------------------------------------------------------------------------------------------------------------------------------------
 52   Southlake Pavillion          $ 93.62    $ 8.72    9.31%  Media Play             100.0%   Center located adjacent to Home Depot
      NWC/Mt. Zion Blvd. & Zion                                PetsMart                        store w/ 3rd highest sales level in
      Clayton County                                           Rhodes Furniture                Atlanta MSA. Good access & exposure
      Atlanta, Georgia                                                                         via I-75.
------------------------------------------------------------------------------------------------------------------------------------
 53   Anaheim Hills Festival       $161.30    $15.32    9.50%  Vons, Marshalls,        75.0%   Good quality power center with
      8000-8200 E. Santa Ana                                   TJMaxx, Cinema,                 stabilization guarantee. Buyer
      Orange County                                            Target**                        purchased based on NOI guarantee.
      Anaheim Hills, California                                Mervyn's**                      Target & Mervyn's not part of sale.
------------------------------------------------------------------------------------------------------------------------------------
 54   Buckhead Pavillion           $183.70    $16.55    9.01%  Sports Authority        75.0%   Two-bldg center built in 1993. Income
      Peachtree & Piedmont                                     PetsMart                        projections using 5% vacancy for
      Buckhead County                                                                          in-line space. Acquired subject to
      Atlanta, Georgia                                                                         $12 million loan.
------------------------------------------------------------------------------------------------------------------------------------
 55   Vintage Oaks S.C.            $ 88.39    $ 8.17    9.24%  Macy's Homestore,       89.0%   Sale involves Phs I & II of power ctr
      U.S. 101 at Rowland                                      Oshmans, Marchalls,             in affluent North San Francisco Bay
      Marin County                                             Costco**                        area. Costco & Target on long-term
      Novato, California                                       Target**                        ground leases. Buyer used 11.1% IRR.
------------------------------------------------------------------------------------------------------------------------------------
 56   The Westchester Pavillion    $183.07    $17.39    9.50%  OfficeMax               92.0%   Four-level, enclosed urban power ctr;
      Hale & Maple Avenues                                     Sports Authority                reuse of former dept. store. Anchor
      Westchester County                                       Toys R Us                       rents $16.00-20.00/sf; in-line rents
      White Plains, New York                                   Borders Books                   $20.00-25.00/sf. Incl. devel.rights.
------------------------------------------------------------------------------------------------------------------------------------


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================

POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.

======================================================================================================================
                                                                                                             Anchor
Sale                                Sale    Yr Built/               Site Area    Site     GLA      Anchor    GLA as
No.             Name/Location       Date    Condition   Sale Price  (Sq.Ft.)   Coverage   Sold      GLA    % of Total
======================================================================================================================
 57   Fairlane North S.C.          Apr-94     1994     $59,200,000  2,983,860    19.8%   589,688        0      0.0%
      Mercury Drive & Ford Drive           Very Good
      Michigan 153
      Dearborn, Michigan
----------------------------------------------------------------------------------------------------------------------
 58   Merrillville Plaza           Feb-94     1988     $15,400,000    871,200    24.7%   215,275   94,976     44.1%
      U.S. 30, E of Interstate 65             Good
      Merrillville, Indiana

----------------------------------------------------------------------------------------------------------------------
 59   Woodfield Plaza S.C.         Feb-94     1993     $17,245,688    777,000    22.8%   177,308  138,958     78.4%
      NWC/Golf & Basswood                     Good
      Cook County
      Schaumberg, Illinois
----------------------------------------------------------------------------------------------------------------------
 60   Providence Square            Jan-94     1990     $19,200,000    696,960    27.3%   190,378  108,747     57.1%
      Upper Roswell &                         Good
      Johnson Ferry
      Marieta, Georgia
----------------------------------------------------------------------------------------------------------------------
 61   Brea Marketplace             Dec-93     1987     $44,000,000    980,100    30.5%   299,206               0.0%
      NEC/Birch & Randolph                   Average
      Orange County
      Brea, California
----------------------------------------------------------------------------------------------------------------------
 62   The Quarry                   Dec-93     1992     $24,500,000  2,656,289    16.8%   447,000  325,000     72.7%
      Joliet & LaGrange Roads              Very Good
      Cook County
      Hodgkins, Illinois
----------------------------------------------------------------------------------------------------------------------
 63   Fullerton Town Center        Dec-93     1985     $26,380,000  1,611,720    16.2%   261,025  130,077     49.8%
      Harbor & Orangethorpe                Very Good
      Orange County
      Fullerton, California
----------------------------------------------------------------------------------------------------------------------
 64   Townline Square              Dec-93     1989     $25,000,000  1,397,405    21.6%   302,081  218,885     72.5%
      S. Broad St. & Route 5                  Good
      New Haven County
      Meriden, Connecticut
----------------------------------------------------------------------------------------------------------------------
 65   First Colony Commons         Dec-93    1992-94   $33,350,000  1,595,102    23.5%   374,472  152,505     40.7%
      U.S. Hwy 59 & Williams                  Good
      Harris County
      Sugarland, Texas
----------------------------------------------------------------------------------------------------------------------
 66   Athens Pointe                Dec-93     1993     $ 4,700,000    442,134    13.8%    60,799   55,999     92.1%
      Mitchell Bridge & Hwy. 78               Good
      Athens
      Georgia
----------------------------------------------------------------------------------------------------------------------
 67   Clairemont Square            Nov-93   1956-1989  $35,470,000  1,849,558    24.6%   454,650        0      0.0%
      NEC/Clairemont Mesa &                   Good
      Clairemont Drive
      San Diego, California
----------------------------------------------------------------------------------------------------------------------
 68   Green Orchard                Nov-93   1990/93    $18,400,000  1,200,000    26.7%   320,395  217,826     68.0%
      East of Center Drive &                  Good
      Alpine Avenue
      Walker, Michigan
----------------------------------------------------------------------------------------------------------------------
 69   Eastgate Shopping Center     Nov-93   1986/90    $ 9,670,500    784,080    18.6%   145,570   60,000     41.2%
      12501 Shelbyville Road                  Good
      Jefferson County
      Louisville, Kentucky
----------------------------------------------------------------------------------------------------------------------
 70   Randall's Ctr/Deerbrook      Oct-93     1986     $19,000,000    816,750    26.9%   219,823  130,685     59.5%
      U.S. Hwy 59 & FM Bypass                 Good
      Harris County
      Humble, Texas
----------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
                                    Sale
Sale                                Price/    NOI/                                 Occupancy
No.             Name/Location       Sq.Ft.   Sq.Ft.    OAR     Anchor Tenants       At Sale               Comments
====================================================================================================================================
 57   Fairlane North S.C.          $100.39  $ 9.54    9.50%  Wal-Mart, Sam's,       100.0%    New power center pre-sold in Dec-93.
      Mercury Drive & Ford Drive                             Super Kmart, Sports              Sale date is when center was
      Michigan 153                                           Authority, Builders,             completed. Also included Service
      Dearborn, Michigan                                     OfficeMax, Borders               Merchandise as anchor.
------------------------------------------------------------------------------------------------------------------------------------
 58   Merrillville Plaza           $ 71.54  $ 6.68    9.34%  OfficeMax               95.0%    Good quality retail center located
      U.S. 30, E of Interstate 65                            TJMaxx                           across from the Southlake regional
      Merrillville, Indiana                                  F&M Distributers                 shopping mall.
                                                             Kids R Us
------------------------------------------------------------------------------------------------------------------------------------
 59   Woodfield Plaza S.C.         $ 97.26  $ 9.51    9.78%  Kohl's                  94.0%    Good quality center one mile west of
      NWC/Golf & Basswood                                    Linens 'N Things                 Woodfield Mall. Barnes & Noble not
      Cook County                                            Barnes & Noble*                  included in sale. Located in high
      Schaumberg, Illinois                                                                    retail demand area.
------------------------------------------------------------------------------------------------------------------------------------
 60   Providence Square            $100.85  $ 9.07    8.99%  Upton's                100.0%    Well-located center contiguous to an
      Upper Roswell &                                        Home Depot                       86,640sf Home Depot (not included).
      Johnson Ferry                                          Drugs For Less                   Home Depot leases former Phar-Mor
      Marieta, Georgia                                                                        space of 25,600sf. No vacancy.
------------------------------------------------------------------------------------------------------------------------------------
 61   Brea Marketplace             $147.06  $13.69    9.31%  Marshall's              96.0%    Seller guaranteed retail rates on
      NEC/Birch & Randolph                                   Circuit City                     vacant suites. Buyer neg. opt. to
      Orange County                                          Toys R Us                        pur-chase fee inter. in land for
      Brea, California                                       United Artists                   $6.5m. OAR reflects impact of gr.
                                                                                              lease. (9.8% w/o).
------------------------------------------------------------------------------------------------------------------------------------
 62   The Quarry                   $ 54.81  $ 5.54   10.10%  Kohl's, OfficeMax,      98.0%    Buyer based dale on '94 income; 9.8%
      Joliet & LaGrange Roads                                Sam's Club,                      OAR on existing. Target not included
      Cook County                                            Wal-Mart,                        in sale. Trade area reported to have
      Hodgkins, Illinois                                     Target**                         popul. of 213,000; avg. hh. inc. of
                                                                                              $49,973.
------------------------------------------------------------------------------------------------------------------------------------
 63   Fullerton Town Center        $101.06  $10.86   10.75%  Toys R Us               96.0%    Sale included part of 367,00sf ctr.
      Harbor & Orangethorpe                                  Silo                             Other anchor (Price Club) not
      Orange County                                          AMC Theatre                      included. Leases range from
      Fullerton, California                                  Price Club**                     $12.00-22.00/sf. Occupancy 96% at
                                                                                              sale.
------------------------------------------------------------------------------------------------------------------------------------
 64   Townline Square              $ 82.76  $ 8.26    9.98%  Bradlees                92.0%    Class B type ctr. previously
      S. Broad St. & Route 5                                 Marshall's                       foreclosed by Aetna Life. Portion of
      New Haven County                                       The Wiz                          ctr. has poor visibility. Steel
      Meriden, Connecticut                                   ShopRite                         frame, masonry. Price based on
                                                                                              buyer's pro forma.
------------------------------------------------------------------------------------------------------------------------------------
 65   First Colony Commons         $ 89.06  $ 8.25    9.26%  Service M'dise         100.0%    Sale based on actual pro forma. Steel
      U.S. Hwy 59 & Williams                                 Sportstown                       frame & stucco/brick. Home Depot not
      Harris County                                          Sears Homelife                   included in sale. Other majors incl.
      Sugarland, Texas                                       Home Depot**                     Bookstop, Sound Whse.
------------------------------------------------------------------------------------------------------------------------------------
 66   Athens Points                $ 77.30  $ 7.75   10.03%  Publix                  96.0%    Good Quality, masonry neighborhood
      Mitchell Bridge & Hwy. 78                                                               shopping center sale. Actual price
      Athens Points                                                                           was $5.05m but included outparcel
      Georgia                                                                                 valued at $350,000; price adjusted.
------------------------------------------------------------------------------------------------------------------------------------
 67   Clairemont Square            $ 78.02  $ 7.80   10.00%  Vons                    85.0%    Avg-good quality center. Sav-On Drugs
      NEC/Clairemont Mesa &                                  Marshall's                       is another major tenants.
      Clairemont Drive                                       TJMaxx
      San Diego, California                                  Circuit City
------------------------------------------------------------------------------------------------------------------------------------
 68   Green Orchard                $ 57.43  $ 5.81   10.11%  Builders Square        100.0%    Average quality center with only fair
      East of Center Drive &                                 Kohl's                           visibility. Property includes 55,260
      Alpine Avenue                                          Witmark                          sq. ft. ground lease to Loek's Star
      Walker, Michigan                                                                        Theatre.
------------------------------------------------------------------------------------------------------------------------------------
 69   Eastgate Shopping Center     $ 66.43  $ 7.09   10.68%  Kroger                  92.1%    Avg-good quality center. Rents
      12501 Shelbyville Road                                                                  $10-$12 per sq/ft at sale. Sale
      Jefferson County                                                                        included two outparcel lots w/
      Louisville, Kentucky                                                                    limited frontage. Property in good
                                                                                              condition at sale.
------------------------------------------------------------------------------------------------------------------------------------
 70   Randall's Ctr/Deerbrook      $ 86.43  $ 8.11    9.38%  Randall's               98.0%    Ctr. adj. to mall. Other majors make
      U.S. Hwy 59 & FM Bypass                                TJMaxx                           up 15% of ctr. All tenants on
      Harris County                                          Amber Crafts                     long-term leases thru 2000. Anchor
      Humble, Texas                                                                           rents $5.75- 7.25/sf; in-line
                                                                                              $10.00-12.00/sf.
------------------------------------------------------------------------------------------------------------------------------------


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================

POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.

========================================================================================================================
                                                                                                               Anchor
Sale                                 Sale    Yr Built/                Site Area    Site     GLA      Anchor    GLA as
No.         Name/Location            Date    Condition    Sale Price   (Sq.Ft.)  Coverage   Sold      GLA    % of Total
========================================================================================================================
 71   Plaza at Puente Hills         Oct-93    1987-92    $58,000,000  3,049,200    16.9%   516,583  287,351     55.6%
      Fullerton Rd./Pomona Fwy.                Good
      Los Angeles County
      City of Industry, California
------------------------------------------------------------------------------------------------------------------------
 72   Holmdel Towne Center          Oct-93     1993      $45,200,000  2,121,372    14.0%   297,059  138,922     46.8%
      Route 35 & Laurel Ave.                 Very Good
      Monmouth County
      Holmdel, New Jersey
------------------------------------------------------------------------------------------------------------------------
 73   Danvers Crossing              Oct-93    1989-92    $13,700,000  1,097,712    15.0%   164,997  111,478     67.6%
      Newbury Street & Route 1                 Good
      Danvers, Massachusetts

------------------------------------------------------------------------------------------------------------------------
 74   Snellville Oaks               Sep-93     1991      $11,100,000  1,448,806    12.6%   182,835        0      0.0%
      U.S. Highway 78                          Good
      Gwinnett County
      Snellville, Georgia
------------------------------------------------------------------------------------------------------------------------
 75   Lantana Square/Plaza          Aug-93     1993      $19,900,000  1,002,490    27.5%   275,927  240,631     87.2%
      NEQ/Lantana & Jog Road                 Very Good
      Palm Beach County
      Lantana, Florida
------------------------------------------------------------------------------------------------------------------------
 76   Madison Square S.C.           Aug-93   1971/87-90  $19,500,000    805,860    26.3%   211,767  173,860     82.1%
      Madison & Manzanita                     Average
      Sacramento County
      Carmichael, California
------------------------------------------------------------------------------------------------------------------------
 77   Coliseum Crossing             Aug-93     1987      $20,000,000  1,089,000    20.1%   219,300  104,915     47.8%
      Colisuem & Cunningham                    Good
      Hampton County
      Hampton, Norfolk, Virginia
------------------------------------------------------------------------------------------------------------------------
 78   Price Club Plaza              Aug-93     1989      $20,780,000    771,448    27.6%   212,711  129,075     60.7%
      I-91 & Montowese Exit                    Good
      New Haven County
      North Haven, Connecticut
------------------------------------------------------------------------------------------------------------------------
 79   Price Club Plaza              Aug-93    1986/92    $25,016,000  1,053,280    23.7%   249,325  165,100     66.2%
      SEC/Sunrise Hwy & Bayview                Good
      Copaigue, Town of Babylon,
      New York
------------------------------------------------------------------------------------------------------------------------
 80   Heritage Walk                 Jun-93     1991       $8,657,624    871,200    18.2%   158,282  141,742     89.6%
      ES/Columbia Street                       Good
      Baldwin County
      Milledgeville, Georgia
------------------------------------------------------------------------------------------------------------------------
 81   Speedway Super Center         Jun-93    1961/91    $32,500,000  2,862,763    17.8%   510,252  162,512     31.8%
      Crawford Road                            Good
      Indianapolis, Indiana

------------------------------------------------------------------------------------------------------------------------
 82   Loehman's Plaza               Mar-93    1986-89    $33,714,000  1,268,774    19.8%   251,529  151,286     60.1%
      Middle Country Rd. &                     Good
      Morices
      Lake Grove, New York
------------------------------------------------------------------------------------------------------------------------
 83   Torrance Promenade            Mar-93    1971-91    $27,000,000    827,640    29.0%   239,745        0      0.0%
      I-190 & Hawthorne Blvd.                  Good
      Los Angeles County
      Torrance, California
------------------------------------------------------------------------------------------------------------------------
 84   The Brickyard                 Feb-93    1989-90    $19,575,000  1,675,753    16.3%   273,417  212,758     77.8%
      Wilbur Cross Highway                     Good
      Hartford County
      Berlin, Connecticut
------------------------------------------------------------------------------------------------------------------------

==================================================================================================================================
                                     Sale
Sale                                 Price/   NOI/                                Occupancy
No.         Name/Location            Sq.Ft.   Sq.Ft.   OAR      Anchor Tenants     At Sale                Comments
==================================================================================================================================
 71   Plaza at Puente Hills         $112.28  $11.70   10.42%  IKEA, Silo,           93.5%    Sale of power-oriented ctr. Anchors
      Fullerton Rd./Pomona Fwy.                               AMC Theatre,                   that were not included in sale were
      Los Angeles County                                      Circuit City,                  Home Depot, Price Savers, & Toys R
      City of Industry, California                            Miller's Outpost               Us.
----------------------------------------------------------------------------------------------------------------------------------
 72   Holmdel Towne Center          $152.16  $14.41    9.47%  A&P Food              80.0%    Occupancy based on commitments.
      Route 5 & Laurel Ave.                                   Marshall's                     Other majors incl. Barnes & Noble,
      Monmouth County                                         The Wiz                        Lee Wards, Pet Food Giant. New ctr.
      Holmdel, New Jersey                                     OfficeMax                      at sale. Purchased during
                                                                                             construction.
----------------------------------------------------------------------------------------------------------------------------------
 73   Danvers Crossing              $ 83.03  $ 8.79   10.59%  OfficeMax             87.0%    Completion of ctr. delayed due to
      Newbury Street & Route 1                                Home Quarters                  foreclosure proceedings. Under
      Danvers, Massachusetts                                  Bed, Bath & Beyond             contract for one yr while buyer
                                                              Discovery Zone                 secured tenants for vacant space.
----------------------------------------------------------------------------------------------------------------------------------
 74   Snellville Oaks               $ 60.71  $ 6.02    9.91%  Wal-Mart              98.0%    Average-good quality center; masonry
      U.S. Highway 78                                         Food Lion                      construction in good condition.
      Gwinnett County                                                                        Anchors include Wal-Mart & Food
      Snellville, Georgia                                                                    Lion.
----------------------------------------------------------------------------------------------------------------------------------
 75   Lantana Square/Plaza          $ 72.12  $ 7.03    9.75%  Kmart                 99.5%    New power ctr. purchased by REIT.
      NEQ/Lantana & Jog Road                                  Builders Square II             In-line tenants pay avg. $16.00/sf
      Palm Beach County                                       Food Lion                      + $2.25 for NNN. Buyer cited
      Lantana, Florida                                                                       product quality, credit of Kmart,
                                                                                             high % of anchor GLA.
----------------------------------------------------------------------------------------------------------------------------------
 76   Madison Square S.C.           $ 92.08  $ 9.31   10.11%  Home Depot            92.0%    Buyer noted upside from leasing
      Madison & Manzanita                                     TJMaxx                         17,00sf store. Sale price based on
      Sacramento County                                       Longs Drugs                    appraised value. Leases range from
      Carmichael, California                                                                 $18.00-24.00/sf.
----------------------------------------------------------------------------------------------------------------------------------
 77   Coliseum Crossing             $ 91.20  $ 8.44    9.25%  Marshall's            95.0%    Masonry & concrete retail center in
      Colisuem & Cunningham                                   Food Lion                      good condition at sale. Traditional
      Hampton County                                          Phar-Mor                       tenant mix.
      Hampton, Norfolk, Virginia                              Linen Warehouse
----------------------------------------------------------------------------------------------------------------------------------
 78   Price Club Plaza              $ 97.69  $ 8.96    9.17%  Home Depot           100.0%    Sale reportedly based upon
      I-91 & Montowese Exit                                   TJMaxx                         appraised value. 100% leased at
      New Haven County                                        XPect Discount                 sale. Other tenants include Dress
      North Haven, Connecticut                                PriceCostco**                  Barn, LeeJay. PriceCostco not
                                                                                             included in sale.
----------------------------------------------------------------------------------------------------------------------------------
 79   Price Club Plaza              $100.33  $ 9.03    9.00%  Filene's Basement     98.8%    Sold from Price Company to Price
      SEC/Sunrise Hwy & Bayview                               PriceCostco                    REIT based upon 9.0% cap rate on
      Copaigue, Town of Babylon,                                                             projected year one income. Property
      New York                                                                               98.9% leased at sale.
----------------------------------------------------------------------------------------------------------------------------------
 80   Heritage Walk                 $ 54.70  $ 5.38    9.84%  Kmart                100.0%    Good location fronting 4-lane
      ES/Columbia Street                                      Bi-Lo                          primary artery; adjacent to
      Baldwin County                                          Goody's                        Wal-Mart super center. Sale
      Milledgeville, Georgia                                                                 included 2 outparcels.
----------------------------------------------------------------------------------------------------------------------------------
 81   Speedway Super Center         $ 63.69  $ 5.92    9.30%  Kohl's                90.0%    Community center in central portion
      Crawford Road                                           Kroger                         of Indianapolis. Anchor
      Indianapolis, Indiana                                   Drug Emporium                  rents=$3-7.25/sf; in-line
                                                                                             rents=$12-14/sf. Sale did not
                                                                                             include option to purchase
                                                                                             outlots.
----------------------------------------------------------------------------------------------------------------------------------
 82   Loehman's Plaza               $134.04  $12.06    9.00%  Loehman's            100.0%    Expanded power center in excellent
      Middle Country Rd. &                                    Bed & Bath                     location. Good condition at sale.
      Morices                                                 Filene's Basement
      Lake Grove, New York                                    Foodtown
----------------------------------------------------------------------------------------------------------------------------------
 83   Torrance Promenade            $112.62  $12.05   10.70%  Office Depot,         98.6%    Promotional community ctr. Average
      I-190 & Hawthorne Blvd.                                 Marshall's, Silo,              lease rate in ctr., reported to be
      Los Angeles County                                      Ross, Bookstar,                $20/sf for in-line space. Center
      Torrance, California                                    Mann Theatres                  repositioned into new format.
----------------------------------------------------------------------------------------------------------------------------------
 84   The Brickyard                 $ 71.59  $ 8.40   11.73%  Home Depot            86.0%    Seaman's formerly leased 30,000sf
      Wilbur Cross Highway                                    Pace                           but went into bankruptcy. Lease
      Hartford County                                                                        rates range from $12-15.00/sf for
      Berlin, Connecticut                                                                    in-line tenants. Pace also seen as
                                                                                             risk.
----------------------------------------------------------------------------------------------------------------------------------


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================

POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.

=======================================================================================================================
                                                                                                             Anchor
Sale                                 Sale   Yr Built/               Site Area    Site     GLA      Anchor    GLA as
No.       Name/Location              Date   Condition   Sale Price   (Sq.Ft.)  Coverage   Sold      GLA    % of Total
=======================================================================================================================
 85   New Park Plaza                Dec-92   1979-80   $ 8,700,000    561,924    33.2%   186,459  100,920     54.1%
      Mowry & Cedar                          Average
      Alameda County
      Newark, California
-----------------------------------------------------------------------------------------------------------------------
 86   Commons at Willowbrook        Aug-92   1985-89   $31,250,000  1,630,015    22.8%   370,907  190,212     51.3%
      Centerfield Blvd. & FM 1960             Good
      Harris County
      Houston, Texas
-----------------------------------------------------------------------------------------------------------------------
 87   Westward S.C.                 May-92   1960-88   $18,450,000    794,099    27.9%   221,564  165,508     74.7%
      NEC/Spencer & Okeechobee                Good
      Palm Beach County
      West Palm Beach, Florida
-----------------------------------------------------------------------------------------------------------------------
 88   Corona Hills Plaza            Apr-92   1989-91   $43,200,000  1,758,082    22.1%   389,000  221,892     57.0%
      NWC/91 Fwy. & McKinley                  Good
      Riverside County
      Corona, California
-----------------------------------------------------------------------------------------------------------------------
 89   Broad River Commons           Feb-92   1969-86   $ 7,615,000    761,864    17.8%   135,700        0      0.0%
      Broad River & Marley Drive              Good
      Richland County
      Columbia, South Carolina
-----------------------------------------------------------------------------------------------------------------------
 90   Pembroke Commons              Dec-91    1991     $30,725,000  1,372,140    22.7%   311,318  207,118     66.5%
      Pines Blvd. & University Dr.          Very Good
      Broward County
      Pembroke Pines, Florida
-----------------------------------------------------------------------------------------------------------------------
 91   Riverplace S.C.               Dec-91    1989     $16,500,000  2,831,400     9.4%   265,600        0      0.0%
      San Jose Blvd. & Claire                 Good
      Jacksonville, Florida

-----------------------------------------------------------------------------------------------------------------------
 92   Commons at Greenpoint         Oct-90    1989     $28,000,000    936,104    32.0%   299,709        0      0.0%
      NWC/I-45 & Beltway 8                  Very Good
      Harris County
      Houston, Texas
=======================================================================================================================

      Survey High:                                     $80,000,000  9,439,450      --    788,826  663,404       --
      Survey Low:                                      $ 4,700,000    153,767      --     60,799        0       --

=======================================================================================================================

      Survey Average:                                  $28,030,256  1,375,595    20.2%   278,180  153,131     55.0%

=======================================================================================================================

====================================================================================================================================
                                     Sale
Sale                                 Price/   NOI/                                   Occupancy
No.       Name/Location              Sq.Ft.   Sq.Ft.   OAR        Anchor Tenants      At Sale              Comments
====================================================================================================================================
 85   New Park Plaza                $ 46.66  $ 5.33   11.42%  TJMaxx                   85.0%    Community ctr. with avg. lease
      Mowry & Cedar                                           Toys R Us                         rates around $10.00/sf for in-line
      Alameda County                                          Herman's                          tenants. Good location with upside
      Newark, California                                      Hancock Fabrics                   potential from new leasing.
------------------------------------------------------------------------------------------------------------------------------------
 86   Commons at Willowbrook        $ 84.25  $ 8.03    9.53%  Marshall's               94.0%    Good quality ctr. in suburban
      Centerfield Blvd. & FM 1960                             Sportstown                        Houston. Adj. to mall. Anchor rents
      Harris County                                           AMC Theatre                       $6.00-8.00/sf. Other majors include
      Houston, Texas                                          Phar-Mor                          Bed, Bath & Beyond, Bookstop, Sound
                                                                                                Whse.
------------------------------------------------------------------------------------------------------------------------------------
 87   Westward S.C.                 $ 83.27  $ 8.36   10.04%  Office Depot             96.0%    Reconfigured power ctr. In-line
      NEC/Spencer & Okeechobee                                Circuit City                      tenant rents from $11.00-15.00/sf;
      Palm Beach County                                       Sports Authority                  avg. $12/sf. Several outpads on
      West Palm Beach, Florida                                Phar-Mor                          ground lease terms included in
                                                                                                sale.
------------------------------------------------------------------------------------------------------------------------------------
 88   Corona Hills Plaza            $111.05  $10.75    9.68%  Home Depot               94.0%    Price Club & Albertson's also
      NWC/91 Fwy. & McKinley                                  Ross                              anchors; not included in sale.
      Riverside County                                        Levitz Furniture                  JCPenny Kids & Holiday Spa other
      Corona, California                                      Drug Emporium                     majors. Leases range from
                                                                                                $12.00-30.00/sf for in-line.
------------------------------------------------------------------------------------------------------------------------------------
 89   Broad River Commons           $ 56.12  $ 5.99   10.67%  Home Quarters           100.0%    Masonry & concrete center in
      Broad River & Marley Drive                              Phar-Mor                          avg.-good condition; renovated in
      Richland County                                         Herman's                          1986.
      Columbia, South Carolina
------------------------------------------------------------------------------------------------------------------------------------
 90   Pembroke Commons              $ 98.69  $ 9.44    9.57%  Publix Superstore,       90.4%    Seller provided lease-back
      Pines Blvd. & University Dr.                            Office Depot,                     guarantee on vacant space;
      Broward County                                          Circuit City, TJMaxx,             estimated value of $500k. Price
      Pembroke Pines, Florida                                 Marshall's                        adjusted to reflect. Anchor leases
                                                                                                $6.75-9.00/sf; in-line avg.
                                                                                                $15.11/sf.
------------------------------------------------------------------------------------------------------------------------------------
 91   Riverplace S.C.               $ 62.12  $ 6.21   10.00%  SteinMart, TJMaxx,       82.0%
      San Jose Blvd. & Claire                                 Beall's,
      Jacksonville, Florida                                   Phar-Mor,
                                                              Michael's
------------------------------------------------------------------------------------------------------------------------------------
 92   Commons at Greenpoint         $ 93.42  $ 8.12    8.69%  Office Depot             97.0%
      NWC/I-45 & Beltway 8                                    Marshall's
      Harris County                                           Phar-Mor
      Houston, Texas                                          Sportstown
====================================================================================================================================

      Survey High:                  $201.61  $18.43   12.02%            --            100.0%
      Survey Low:                   $ 39.93  $ 4.06    7.87%            --             75.0%

====================================================================================================================================

      Survey Average:               $ 99.43  $ 9.58    9.74%            --             94.9%

====================================================================================================================================


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                              OPERATING HISTORY AND BUDGET CHART
================================================================================

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

===============================================================================================
                 Operating Income and Expense Analysis-Perimeter Pointe (2)
===============================================================================================
                                          1996         Owner's 1997 Budget    C&W 1997 Estimate
                                  =============================================================
                                     Total    Per SF      Total     Per SF      Total    Per SF
===============================================================================================
Income
    Base Rent                     $1,854,091   $5.27   $4,570,710   $12.98   $4,600,000  $13.06
    Percentage Rent                  $83,256   $0.24           $0    $0.00           $0   $0.00
    Expense Recoveries              $490,034   $1.39     $756,907    $2.15     $850,000   $2.41
    Other Income (3)                $271,872   $0.77      $28,393    $0.08      $20,000   $0.06
                                  -------------------------------------------------------------
Effective Gross Income            $2,699,253   $7.67   $5,356,010   $15.21   $5,470,000  $15.53

Recoverable Expenses
    Common Area Maintenance         $164,582   $0.47     $270,025    $0.77     $280,000   $0.80
    Insurance                        $48,611   $0.14     $105,972    $0.30      $52,800   $0.15
    Real Estate Taxes               $297,719   $0.85     $380,494    $1.08     $569,000   $1.62
                                  -------------------------------------------------------------
                            Total   $510,912   $1.45     $756,491    $2.15     $901,800   $2.56

Non-Recoverable Expenses
    General & Administrative          $4,730   $0.01       $5,000    $0.01      $10,000   $0.03
    Management                      $109,692   $0.31     $240,000    $0.68     $218,800   $0.62
    Reserves for Replacement              $0   $0.00           $0    $0.00      $35,213   $0.10
                                  -------------------------------------------------------------
                            Total   $114,422   $0.32     $245,000    $0.70     $264,013   $0.75
Total Operating Expenses            $625,334   $1.78   $1,001,491    $2.84   $1,165,813   $3.31
Net Operating Income              $2,073,919   $5.89   $4,354,519   $12.37   $4,304,187  $12.22
Operating Expense Ratio                23.2%                18.7%                 21.3%

    ---------------------------------------------------------------------------------------
    1.  $/SF is based on GLA owned and does not include anchor owned GLA, if any.
    2.  Source: Lehman Brothers presentation brochure.
    3.  In 1996, included $271,551 in non-recurring termination fee from Pets Stuff.
    ---------------------------------------------------------------------------------------

===============================================================================================

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                             ULI DATABASE OF OPERATING RESULTS FOR POWER CENTERS
================================================================================

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

==============================================================================================
                   Average Operating Results of U.S. Power Centers (4)
                Source: Dollars & Cents of Shopping Centers-1995 Edition
==============================================================================================

                                            All Centers                 Southern Centers
==========================--------------------------------------------------------------------
     Property Profile                Low       High       Avg.       Low      High       Avg.
==========================
# of Centers in Sample:               25                              7
Average GLA:                       285,478    520,869    358,619     n/a       n/a     360,467
Average Sales/SF:                    $87       $292       $197       n/a       n/a       $189

==========================
         Revenue
==========================

Total Rent:                         $3.60     $14.36      $7.22      n/a       n/a      $6.24
Reimbursements:
  CAM:                              $0.17      $2.12      $0.85      n/a       n/a      $0.51
  Taxes:                            $0.23      $1.44      $0.65      n/a       n/a      $0.68
  Insurance:                        $0.02      $0.13      $0.07      n/a       n/a      $0.08
 Miscellaneous:                     $0.00      $0.00      $0.27      n/a       n/a       n/a
Miscellaneous Income:               $0.01      $0.37      $0.08      n/a       n/a      $0.04
Total Revenue: (2)                  $4.40     $17.05      $9.36      n/a       n/a      $8.23

==========================
         Expenses
==========================

Total Maintenance (3)               $0.49      $3.55      $1.29      n/a       n/a      $0.46
Advertising & Promotion:            $0.00      $0.44      $0.12      n/a       n/a      $0.06
Real Estate Taxes:                  $0.33      $1.99      $1.10      n/a       n/a      $0.86
Insurance:                          $0.07      $0.35      $0.15      n/a       n/a      $0.12
General & Administrative: (1)       $0.02      $1.56      $0.42      n/a       n/a      $0.47
Management Fees:                    $0.17      $0.58      $0.35      n/a       n/a       n/a
Total Operating Expenses: (2)       $1.02      $7.04      $3.24      n/a       n/a      $2.37

==========================
 Operating Expense Ratio:           23.2%      41.3%      34.6%                         28.8%
==========================

  -----------------------------------------------------------------------------------------
  1.  Excluding management fees and leasing commissions.

  2.  Because data are averages, detailed dollar amounts may not add to totals.

  3.  Includes: Maintenance, security, and other expenses for common areas as well as some cleanup/fixup/repair cost for spaces between tenants that is not a retrofit cost..

  4. ULI defines a power center as containing at least one discount department store of
     100,000 square feet or more and at least four category specific, off-price anchors of 20,000 square feet or more.

  -----------------------------------------------------------------------------------------

==============================================================================================

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                               LEASE EXPIRATION CHART - PRO-JECT
================================================================================

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                             PERIMETER POINTE CENTER
                            PROJECT DESIGNATOR: PP97
                            REVISION: 7/18/97 @ 9:51
                                EXPIRATION REPORT
                        YEARS 1998 TO 2007, ALL TENANTS,
                     INCLUDING OPTIONS, EXCLUDING RENEWALS,
                    EXCLUDING BASE LEASES AND PRIOR OPTIONS,
                      BASE RENTS EXCLUDING CPI ADJUSTMENTS,
                           EXCLUDING PERCENTAGE RENTS
                                 7/24/97 @ 16:50

                                      TERM/    BASE              TOTAL   MARKET
       TENANT           SQUARE FT   END DATE  RENT/SF  RECV/SF  RENT/SF  RENT/SF
---------------------   ---------   --------  -------  -------  -------  -------

# 17-SUITE 470                      INITIAL
BUCKHEAD FINE WINE          2,084   7/1999      24.50     3.78    28.28    28.23
                        ---------             -------  -------  -------  -------
  1 FY 99 EXPIRATIONS       2,084               24.50     3.78    28.28    28.23

# 21-SUITE 1030                     INITIAL
BUCKHEAD BAR                1,304    8/1999     28.00     3.77    31.78    29.27
                        ---------             -------  -------  -------  -------
 1 FY100 EXPIRATIONS        1,304               28.00     3.77    31.78    29.27
                        ---------             -------  -------  -------  -------
 2 CUMULATIVE EXPS          3,388               25.85     3.78    29.62    28.63

#  9-SUITE 440                      INITIAL
PERIMETER CLEANER             750   12/2000     31.50     4.14    35.65    32.16

#  8-SUITE 430                      INITIAL
NAIL TALK                   1,250    1/2001     30.39     4.26    34.66    31.06

# 19-SUITE 1010                     INITIAL
BELL SOUTH MOBILE           2,000    1/2001     30.10     3.44    33.54    31.06

#  7-SUITE 450                      INITIAL
DISCOUNT TRAVEL               750    1/2001     29.26     4.26    33.52    32.16

# 25-SUITE 1200                     INITIAL
ATLANTA BREAD CO            3,866    1/2001     27.95     4.26    32.21    29.95

# 11-SUITE 460                      INITIAL
HAIR CUTTERY                1,084    4/2001     33.76     4.26    38.03    31.06

#  6-SUITE 490                      INITIAL
MATTRESS FIRM               3,388    7/2001     28.50     3.98    32.49    29.95
                        ---------             -------  -------  -------  -------
 7 FY101 EXPIRATIONS       13,088               29.42     4.06    33.47    30.57
                        ---------             -------  -------  -------  -------
 9 CUMULATIVE EXPS         16,476               28.68     4.00    32.68    30.17

#  5-SUITE 410                      INITIAL
SALON EL KHOURI             1,784    8/2001     21.00     3.98    24.98    31.06

# 20-SUITE 1020                     INITIAL
PLANET SMMOTHIE               750    9/2001     32.64     3.44    36.08    32.16
                        ---------             -------  -------  -------  -------
 2 FY102 EXPIRATIONS        2,534               24.45     3.82    28.27    31.38
                        ---------             -------  -------  -------  -------
11 CUMULATIVE EXPS         19,010               28.12     3.98    32.09    30.33

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
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

                                                                          PAGE 2

                                      TERM/    BASE              TOTAL   MARKET
       TENANT           SQUARE FT   END DATE  RENT/SF  RECV/SF  RENT/SF  RENT/SF
---------------------   ---------   --------  -------  -------  -------  -------

# 10-SUITE 450                      INITIAL
VACANT                      1,000   12/2002     29.44     4.10    33.54    34.12
                        ---------             -------  -------  -------  -------
 1 FY103 EXPIRATIONS        1,000               29.44     4.10    33.54    34.12
                        ---------             -------  -------  -------  -------
12 CUMULATIVE EXPS         20,010               28.18     3.98    32.17    30.52

# 23-SUITE 1050                     INITIAL
STARBUCKS                   1,500    3/2006     31.06     3.64    34.70    36.00

# 22-SUITE 1040                     INITIAL
GORIN'S CAFE                1,500    7/2006     28.00     4.56    32.56    36.00
                        ---------             -------  -------  -------  -------
 2 FY106 EXPIRATIONS        3,000               29.53     4.10    33.63    36.00
                        ---------             -------  -------  -------  -------
14 CUMULATIVE EXPS         23,010               28.36     4.00    32.36    31.24

#  1-SUITE 100                      INITIAL
PARTY WAREHOUSE             8,265    8/2006     19.56     4.87    24.43    23.14
                        ---------             -------  -------  -------  -------
 1 FY107 EXPIRATIONS        8,265               19.56     4.87    24.43    23.14
                        ---------             -------  -------  -------  -------
15 CUMULATIVE EXPS         31,275               26.03     4.23    30.26    29.10

                                                              CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                COMPETITIVE PROPERTY PHOTOGRAPHS
================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          COMPETITIVE PROPERTIES
================================================================================

                               [GRAPHIC OMITTED]

                             Perimeter Square West

                               [GRAPHIC OMITTED]

                             Perimeter Square West

                                                          Competitive Properties
================================================================================

                                [GRAPHIC OMITTED]

                              Perimeter Square East

                                [GRAPHIC OMITTED]

                              Perimeter Square East

                                                          Competitive Properties
================================================================================

                                [GRAPHIC OMITTED]

                                Perimeter Station

                                [GRAPHIC OMITTED]

                                Perimeter Station

                                                          Competitive Properties
================================================================================

                                [GRAPHIC OMITTED]

       Perimeter Mall with Nordstrom Department Store Under Construction

                                [GRAPHIC OMITTED]

                                 Perimeter Expo

                                                          LOCAL SALE COMPARABLES
================================================================================

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                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 RETAIL SALE   1
================================================================================

Location Data

     Property Name:               Carrollton Crossroads
     Location:                    U.S. Highway 27 and U.S. Highway 166
     City:                        Carrollton
     County:
     State/Zip:                   Georgia     30117
     Assessor's Parcel No(s):     10-64
     Atlas Reference:             N/A

Physical Data

     Type:                        Power Center
     Land Area:                   36.00 Acres
     Excess Land:                 N/A
     Gross Leasable Area:
      Anchors:
         Wal-Mart                 123,779 SF
         Goody's                  28,888 SF
         JC Penney                32,201 SF
         Kroger                   49,585 SF
       Local Tenant GLA:          69,352 SF
       Anchor Tenant GLA:         234,453 SF
       Total GLA:                 303,805 SF
       GLA Purchased:             303,805 SF
     Year Built:                  1987
     Parking:                     Adequate
     Condition:                   Good
     Exterior Walls:              Masonry

Sale Data

     Transaction Type:            Sale
     Date of Transaction:         01/97
     Marketing Time:              6 months
     Grantor:                     Equity Properties
     Grantee:                     Halper Enterprises/Morningside Associates
     Document No.:                N/A
     Sale Price:                  $18,100,000
     Financing:                   Cash to Seller
     Cash Equivalent Price:       $18,100,000
     Required Capital Cost:       $0
     Adjusted Sales Price:        $18,100,000
     Verification:                Confidential

Financial Data

     Assumptions & Forecast:      Broker
     Occupancy at Sale:           98.5%
     Existing or Pro Forma Income:Pro Forma

                                         TOTAL    P.S.F.
                                         -----    ------
     Potential Gross Income:               N/A     N/A
     Vacancy and Credit Loss:              N/A     N/A
     Effective Gross Income:               N/A     N/A
     Expenses:                             N/A     N/A
     Net Operating Income:          $1,825,000    $6.01

CARROLLTON

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                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 RETAIL SALE   1
================================================================================

Analysis

     Value Indicators:
     Overall Capitalization Rate (OAR):    10.08 %
     Projected IRR:                        N/A
     Effective Gross Multiplier (EGIM):    N/A
     Operating Expense Ratio (OER):        N/A %
     Price Per Square Foot:                $59.58

Comments

     One story, power/super community center in a rural location about 32 radial miles west of downtown Atlanta. Shops include national and local retailers that are typically found in other southeast power centers. The center was renovated in 1993. The center is performing well and many tenants are paying percentage rent. Within a 10-mile radius of the center are about 20,162 households with an average household income of about $41,800.

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 RETAIL SALE   2
================================================================================

Location Data

     Property Name:               Hamilton Village
     Location:                    2020 Gunbarrel Road
     City:                        Chattanooga
     County:
     State/Zip:                   Tennessee
     Assessor's Parcel No(s):     N/A
     Atlas Reference:             N/A

Physical Data

     Type:                        Power Center
     Land Area:                   44.85 Acres
     Excess Land:                 N/A
     Gross Leasable Area:
       Anchors:
          See Comments            293,222 SF
         Local Tenant GLA:        72,175 SF
         Anchor Tenant GLA:       293,222 SF
         Total GLA:               365,397 SF
         GLA Purchased:           365,397 SF

     Year Built:                  1991
     Parking:                     Adequate
     Condition:                   Good
     Exterior Walls:              Masonry

Sale Data

     Transaction Type:            Sale
     Date of Transaction:         03/97
     Marketing Time:              N/A
     Grantor:                     Provident Life and Accident Insurance
                                  Company
     Grantee:                     CNM Hamilton, LP
     Document No.:                N/A
     Sale Price:                  $18,378,750
     Financing:                   Cash to Seller
     Cash Equivalent Price:       $18,378,750
     Required Capital Cost:       $0
     Adjusted Sales Price:        $18,378,750
     Verification:                Confidential

Financial Data

     Assumptions & Forecast:      Appraiser
     Occupancy at Sale:           96%
     Existing or Pro Forma Income:Existing

                                         TOTAL    P.S.F.
                                         -----    ------
     Potential Gross Income:               N/A      N/A
     Vacancy and Credit Loss:              N/A      N/A
     Effective Gross Income:               N/A      N/A
     Expenses:                        $625,169    $1.71
     Net Operating Income:          $1,934,031    $5.29

HAMILTON VILLAGE

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                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 RETAIL SALE   2
================================================================================

Analysis

     Value Indicators:
     Overall Capitalization Rate (OAR):  10.52 %
     Projected IRR:                      N/A
     Effective Gross Multiplier (EGIM):  N/A
     Operating Expense Ratio (OER):      N/A %
     Price Per Square Foot:              $50.30

Comments

     Major tenants are:

     Walmart @ 114,557 sf
     Office Max @ 24,200 sf
     Books a Million @28,875 sf
     Waccamaw @ 59,125 sf
     Hamrick's @ 45,465 sf
     Baby Superstore @ 21,000 sf

     This center is located in the primary shopping area for Chattanooga across from Hamilton Place Mall.

     Shortly after the sale the Wal-Mart expanded to 184,757 SF displacing 21,425 SF of shops. Wal-Mart will pay for the expansion cost and has agreed to pay higher rent on the leased portion of its store to supplement income lost from the shop space it is displacing. The income figures above are as is at time of sale and do not include revenue loss or gain from the expansion.

     Expenses include 5% vacancy for shops, 3% management fee, $.10 for reserves.

HAMILTON VILLAGE

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 RETAIL SALE   3
================================================================================

Location Data

     Property Name:               Lawrenceville MarketCenter
     Location:                    Ga. 316 & Ga. 120
     City:                        Lawrenceville
     County:                      Gwinnett
     State/Zip:                   Georgia
     Assessor's Parcel No(s):     N/A
     Atlas Reference:             N/A

Physical Data

     Type:                        Power Center
     Land Area:                   N/A
     Excess Land:                 N/A
     Gross Leasable Area:
       Anchors:
          AMC Theatres            65,442 SF
          Home Depot              103,550 SF
          Target                  116,245 SF
          See Comments            173,972 SF
         Local Tenant GLA:        40,620 SF
         Anchor Tenant GLA:       459,209 SF
         Total GLA:               499,829 SF
         GLA Purchased:           280,034 SF

     Year Built:                  1995
     Parking:                     6.4 spaces per 1,000 sf of GL
     Condition:                   Excellent
     Exterior Walls:              Masonry

Sale Data

     Transaction Type:            Sale
     Date of Transaction:         11/96
     Marketing Time:              N/A
     Grantor:                     Cousins Properties
     Grantee:                     The Equitable Real Estate Investment
     Document No.:                N/A
     Sale Price:                  $34,600,000
     Financing:                   Cash to Seller
     Cash Equivalent Price:       $34,600,000
     Required Capital Cost:       $0
     Adjusted Sales Price:        $34,600,000
     Verification:                Confidential

Financial Data

     Assumptions & Forecast:      Seller
     Occupancy at Sale:           100%
     Existing or Pro Forma Income:Pro Fonna

                                         TOTAL     P.S.F.
                                         -----     ------
     Potential Gross Income:               N/A      N/A
     Vacancy and Credit Loss:              N/A      N/A
     Effective Gross Income:               N/A      N/A
     Expenses:                             N/A      N/A
     Net Operating Income:          $3,287,000   $11.74

LAWRENCEVILLE

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 RETAIL SALE   3
================================================================================

Analysis

     Value Indicators:                     Direct Cap and DCF
     Overall Capitalization Rate (OAR):    9.50 %
     Projected IRR:                        11.00 %
     Effective Gross Multiplier (EGIM):    N/A
     Operating Expense Ratio (OER):        N/A %
     Price Per Square Foot:                $123.56

Comments

     Single level, non-enclosed power center that is located about 25 radial miles northeast of downtown Atlanta. Anchors not listed above include:
     Goody's @ 32,400 sf; Linens N Things @ 35,000 sf; Marshalls @ 30,000 sf; MJ Designs @ 36,966 Sf, Old Navy @ 14,000 sf; and PetsMart @ 25,606 Sf. Smaller mini-anchor tenants Include a number of well known power center type retailers.
     Purchased in two transactions: the owned GLA (280,034 sf) and three ground leases which have been Improved by the ground lessee with free standing Target, Home Depot and Bertucci's buildings. Their GLA is not included in the GLA purchased which is shown above. However, the net operating income above does include the rental contribution from the ground leased parcels. Within a 10-mile radius of the property there are about 122,348 households with an average household income of about $70,300.

LAWRENCEVILLE

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 RETAIL SALE   4
================================================================================

Location Data

     Property Name:               Perimeter Village
     Location:                    West Side Of Ashford Dunwoody Road
                                  Approx. 1/4 Mile North Of
     City:                        Atlanta
     County:
     State/Zip:                   Georgia
     Assessor's Parcel No(s):     N/A
     Atlas Reference:             N/A

Physical Data

     Type:                        Power Center
     Land Area:                   32.00 Acres
     Excess Land:                 0
     Gross Leasable Area:
      Anchors:
          See Comments
        Local Tenant GLA:         108,301 SF
        Anchor Tenant GLA:        258,299 SF
        Total GLA:                368,600 SF
        GLA Purchased:            366,600 SF
     Year Built:                  1995
     Parking:                     N/A
     Condition:                   Excellent
     Exterior Walls:              Brick Veneer

Sale Data

     Transaction Type:            Sale
     Date of Transaction:         07/96
     Marketing Time:              N/A
     Grantor:                     Jacoby Development, Inc.
     Grantee:                     Prudential
     Document No.:                N/A
     Sale Price:                  $50,000,000
     Financing:                   Cash to Seller
     Cash Equivalent Price:       $50,000,000
     Required Capital Cost:       $0
     Adjusted Sales Price:        $50,000,000
     Verification:                Confidential

Financial Data

     Assumptions & Forecast:      Seller
     Occupancy at Sale:           93%
     Existing or Pro Forma Income:N/A

                                         TOTAL     P.S.F.
                                         -----     ------
     Potential Gross Income:               N/A      N/A
     Vacancy and Credit Loss:              N/A      N/A
     Effective Gross Income:               N/A      N/A
     Expenses:                             N/A      N/A
     Net Operating Income:          $4,700,000    $12.82

PERIMETER VILLAGE

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 RETAIL SALE   4
================================================================================

Analysis

     Value Indicators:                  Direct Cap and DCF
     Overall Capitalization Rate (OAR): 9.40 %
     Projected IRR:                     N/A
     Effective Gross Multiplier (EGIM): N/A
     Operating Expense Ratio (OER):     N/A %
     Price Per Square Foot:             $136.39

Comments

     Primarily a one-story, concrete block center with brick facade. There is one portion that is 2-story containing 25,000 SF.

     Wal-Mart               149,429 SF
     Borders Books           40,000 SF
     Rhodes Furniture        40,000 SF
     Reading China & Glass   25,550 SF
     Designer Shoe W'House   19,920 SF
     Just For Feet           15,000 SF
     Ulta3 Cosmetics          8,400 SF

     Shops lease between $18-$30 with an average rental rate of $25.00/SF.

     Perimeter Village went under contract to sell in July 1995 on an "earn-out" basis. The base purchase price was $44.0 million increasing to $50.0 once pre-established occupancy goals were met. Underwriting includes a 5% vacancy on noncredit tenants, a $.10/SF reserve for replacements and a 3% management fee.

PERIMETER VILLAGE

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                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 RETAIL SALE   5
================================================================================

Location Data

     Property Name:                The Village At University Place
     Location:                     SWQ Of Interstate 85 and W.T.
                                   Harris Blvd.
     City:                         Charlotte
     County:                       Mecklenburg
     State/Zip:                    North Carolina
     Assessor's Parcel No(s):      N/A
     Atlas Reference:              N/A

Physical Data

     Type:                         Power Center
     Land Area:                    37.50 Acres
     Excess Land:                  N/A
     Gross Leasable Area:
      Anchors:
          Best Buy                 44,400 SF
          Office Depot             30,800 SF
          TJ Maxx                  30,000 SF
          Rhodes Furniture         35,000 SF
        Local Tenant GLA:          194,300 SF
        Anchor Tenant GLA:         140,200 SF
        Total GLA:                 334,500 SF
        GLA Purchased:             334,500 SF
     Year Built:                   1995
     Parking:                      N/A
     Condition:                    Good
     Exterior Walls:               Masonry

Sale Data

     Transaction Type:             Sale
     Date of Transaction:          08/96
     Marketing Time:               N/A
     Grantor:                      University Place Mall, Inc. (The
                                   Hahn Co.)
     Grantee:                      Village Place I and II, Inc.
     Document No.:                 LIBER 8707, PAGES 434-443
     Sale Price:                   $33,400,000
     Financing:                    Cash to Seller
     Cash Equivalent Price:        $33,400,000
     Required Capital Cost:        $0
     Adjusted Sales Price:         $33,400,000
     Verification:                 Representative Of The Seller

Financial Data

     Assumptions & Forecast:       Seller
     Occupancy at Sale:            100%
     Existing or Pro Forma Income: Pro Forma
                                         TOTAL    P.S.F.
                                         -----    ------
     Potential Gross Income:               N/A     N/A
     Vacancy and Credit Loss:              N/A     N/A
     Effective Gross Income:               N/A     N/A
     Expenses:                             N/A     N/A
     Net Operating Income:          $3,289,900    $9.84

THE VILLAGE AT

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 RETAIL SALE   5
================================================================================

Analysis

     Value Indicators:                  Direct Cap
     Overall Capitalization Rate (OAR): 9.85 %
     Projected IRR:                     N/A
     Effective Gross Multiplier (EGIM): N/A
     Operating Expense Ratio (OER):     N/A %
     Price Per Square Foot:             $99.85

Comments

     New power center constructed on the northeast side of Charlotte by the Hahn Company. The developer had intended to originally build a mall but opted for a power center. The nearest regional mall is Eastland Mall. According to the Directory of Major Malls, the center has a primary trade area of 200,000 with an average household income of $40,000. Tenants include Best Buy, Hannaford Brothers, TJ Maxx, Office Depot, Rhodes Furniture, Michaels Stores, and a supermarket. Wal-Mart and Sam's are also on the site but are separately owned. In addition, there are nine pad sites capable of accommodating 75,000 SF of retail area. Several of these were leased. Exclusive of the outparcel GLA, the center contained 259,500 square feet.

     The seller reports that the transactions were structured with an earnout. The initial purchase price was $28.9 million which will increase to $33.4 million upon the completion and lease-up of the last phase which should occur during 1997. We could not confirm the buyer's assumptions but a representative of the seller said the buyer based the price on a 9.8% cap rate on all income but the ground rent which was underwritten on a 10.0% cap rate. The 9.85% cap rate is our interpolation of the net income.

     The Parcel #s for the site are 047-201-42, 44, 45; 047-252-04; and
     047-292-41.

THE VILLAGE AT

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        APPRAISER QUALIFICATIONS
================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                  QUALIFICATIONS
================================================================================

                                                             Luten L. Teate, MAI

Professional Affiliations:

     Member of the Appraisal Institute (MAI Designation No.7843)
     Georgia Certified General Real Estate Appraiser (No. CGOO1389) Licensed Real Estate Salesman (Georgia)
     Member of Cushman & Wakefield's Regional Mall Valuation Committee

Real Estate Experience:

     Senior Appraiser, Cushman and Wakefield of Georgia Inc., Valuation Advisory Services, Atlanta, Georgia, a full service real estate organization specializing in appraisal and consultation. 1981 to present.

     Three years previous experience as associate appraiser with Couch & Associates (firm acquired by Cushman & Wakefield in April, 1981), Atlanta, Georgia.

     Previously, four years experience as real estate title examiner for several local law firms, Atlanta, Georgia.

     Experience in valuation of Class A, CBD, office towers and regional shopping malls and consultation and valuation service involving both improved and unimproved properties.

     Market and feasibility studies for proposed development projects and other property investments.

     Valuation techniques include Discounted Cash Flow Analysis and other computer-assisted applications.

Education:

     Emory University -- B.A. (Economics)
     Georgia State University -- various post graduate real estate courses:

     Appraisal Institute Courses: Litigation Valuation Course, Case Studies in Valuation, Standards of Professional Practice, Valuation Analysis, Courses 101 and 201.

     Certified in Appraisal Institute's voluntary program of continuing education for its designated members.

                          ======================================================

                          COMPLETE APPRAISAL OF
                          REAL PROPERTY

                          Broadway Marketplace
                          S/W/C Alameda Avenue and
                          South Broadway Street
                          City and County of Denver
                          Colorado

                          ======================================================

                          IN A SUMMARY REPORT

                          As of July 9,1997

                          Prepared For:

                          Master Realty, Inc.
                          Managing Member of Community Centers I, LLC
                          1180 Avenue of the Americas
                          18th Floor
                          New York, New York 10036-8401

                          Lehman Brothers, Inc.
                          3 World Financial
                          20th Floor
                          New York, New York 10285

                          Prepared By:

                          Cushman & Wakefield of Colorado, Inc.
                          Valuation Advisory Services
                          1670 Broadway, Suite 3400
                          Denver, Colorado 80202
                          File No. 97-9058

Cushman & Wakefield of Colorado, Inc.                          Cushman &
1670 Broadway, Suite 3400                                      Wakefield(R)
Denver, CO 80202-4801
Tel: (303) 813-6400                                        Improving your place
Fax: (303) 813-6499                                            in the world.

July 23, 1997

Mr. Brian Summers
Vice President
Master Realty Inc.
Managing Member of Community Centers I, LLC
1180 Avenue of the Americas
l8th Floor
New York, New York 10036-8401

Mr. Thomas Burke
Vice President
Lehman Brothers, Inc.
3 World Financial Center
20th Floor
New York, New York 10285

Re:  Broadway Marketplace
     S/W/C Alameda Avenue and
     South Broadway Street
     City and County of Denver
     Colorado

Gentlemen:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield, Inc. is pleased to transmit our summary report estimating the market value of the leased fee estate in the above referenced real property.

      As specified in the Letter of Engagement, the value opinion reported below is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report. This is a complete appraisal prepared in accordance with the Uniform Standards of Professional Appraisal Practice. The results are being conveyed in a Summary Report according to our agreement. The accompanying report summarizes the pertinent data, analysis and conclusions secured in our investigation, rather than provide a self-contained narrative within the report. It is noted that this report incorporates by reference our previous Complete Appraisal prepared in a Self-Contained report format with a date of value of February 9, 1996.

      This report was prepared for Master Realty, Managing Member of Community Centers I, LLC and Lehman Brothers, Inc. (Client) and it is intended only for the specified use of the Client. The purpose is for a securitized financing transaction being arranged by Lehman Brothers. The property was inspected by and the report prepared by Dean R. Paauw, MAI.

July 23, 1997
Page 2


      As a result of our total analysis, we have formed an opinion that the market value of the leased fee estate in the subject property, as of July 9, 1996, the date of inspection, was:

                THIRTY FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS
                                   $34,500,000

      The Market Value estimate includes +/- 22,000 square feet of excess developable land which was valued at $1,100,000.

      This letter is invalid as an opinion of value if detached from the report, which contains the text, exhibits and an Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF COLORADO, INC.
VALUATION ADVISORY SERVICES


/s/ Dean R. Paauw, MAI

Dean R. Paauw, MAI
Associate Director
Colorado Certified General Appraiser
No. CG01313501


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                                        SUMMARY OF SALIENT FACTS AND CONCLUSIONS
================================================================================

Property Name:                           Broadway Marketplace

Location:                                The subject property is located at the
                                         southwest corner of Alameda Avenue and
                                         South Broadway Street, City and County
                                         of Denver, Colorado.

Land Area (Per Survey):                  38.59 acres (1,681,024+/- square feet)
                                         Includes 22,100 sq. ft. footprint of
                                         excess land

Zoning:                                  B-4 (General Business)

Improvements
  Type:                                  Multi-building retail power center

Gross Leasable Area (Owned):
      Albertsons                          50,645 SF
      Sam's Club                         114,057 SF
      K-Mart                             107,806 SF
      Pep Boys*                           22,356 SF
      OfficeMax                           23,500 SF
      In-Line Shops                       51,022 SF
                                          ------
      Total                              369,386 SF

      * On ground lease

Total Shopping Center GLA:               382,576 square feet (including 3
                                         non-owned restaurant pads)

Year Built:                              1993-95

Condition:                               Good

Land-to-Building Ratio:                  4.54:1

Site Coverage:                           22.0%

Parking Spaces Provided:                 2,056+/- stalls are provided (5.57 cars
                                         per 1,000 square feet of leasable area)

Date of Inspection:                      July 9, 1997

Date of Value:                           July 9, 1997

Highest and Best Use
  If Vacant:                             Commercial/retail utilization built to
                                         its maximum feasible FAR.

  As Improved:                           Continued retail use as a "power"
                                         center.


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                                        Summary of Salient Facts and Conclusions
================================================================================

Operating Data and Forecasts
  Current Occupancy:                     100%

  Forecasted Vacancy and Credit Loss
         (In-Line Shops Only):           7.0%

  Operating Expenses:                    Annual Amount              PSF*
                                         -------------              ----
      CY 1997 Budget (Owners):           $1,011,332                $2.74
      FY 1998 C&W Forecast:              $1,094,498                $2.96
      CY 1996 Budget:**                  $1,246,659                $3.37

      *  PSF of owned GLA
      ** Includes Sam's Club parcel; now excluded

Value Indicators
  Excess Developable Site:               $1,100,000 (included with other value
                                         indications)

  Sales Comparison Approach:             $34,350,000 to $36,200,000
                                         $90 to $95 PSF GLA (prior to
                                         adjustments)

  Income Approach:
      Direct Capitalization:             $34,850,000
      Discounted Cash Flow:              $33,850,000

Direct Capitalization Assumptions
  Overall Rate:                          9.9%

DCF Investment Assumptions
  Holding Period:                        10 years
  Market Rent Growth Rate:               +3.5%
  Expense Growth Rate:                   +3.5%
  Tenant Improvements-
         New Tenants:                    $3.00/SF
         Renewing Tenants:               $0.50/SF
  Leasing Commissions-
         New Tenants:                    $3.00/SF
         Renewing Tenants:               $1.50/SF
  Renewal Probability:                   70%
  Terminal Capitalization Rate:          10.0%
  Cost of Sale at Reversion:             2.5%
  Discount Rate:                         10.75%

Value Conclusion:                        $34,500,000

Exposure Time Implicit
  in Market Value Conclusion:            Not to exceed 12 months


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                                        Summary of Salient Facts and Conclusions
================================================================================

Resulting Indicators
  Unit Rate:                             $93.40/SF of owned GLA (369,386 SF)
  Net Income (CY 1996):                  $3,353,795
  Implicit Overall Capitalization Rate:  9.72% (reflects excess land)

Special Assumptions:

      o Throughout the analysis we have relied on information provided by ownership and management which we assume to be accurate. This information was provided in the form of a rent roll and lease abstracts for most of the tenants. We also audited actual lease documents. No significant discrepancies were noted.

      o We have made a visual inspection of building improvements and local environs in the process of this analysis. Our comments are limited to those items which were readily observable and apparent to such an inspection. Comments regarding the structural integrity of improvements are beyond the scope of our engagement and are best made by a professional engineer.

      o The forecasts of income and expenses contained herein are not predictions of the future. Rather, these projections are our best estimates of current market thinking on future income, expenses, growth rates, and demand. No warranty or representation is made with regard to materialization of these forecasts.

      o During 1990, the Americans With Disabilities Act (ADA) was passed by Congress. This is Civil Rights legislation which, among other things, provides for equal access to public placed for disabled persons. It applied to existing structures as of January 1992 and new construction as of January 1993. Virtually all landlords of commercial facilities and tenants engaged in business that serve the public have compliance obligations under this law. While we are not experts in this field, our understanding of the subject property is that it is in full compliance because of its recent construction.

      o Originally, we were provided with a Phase I Environmental Site Assessment prepared by Professional Site Assessment, Inc. dated April 28, 1995. In addition, a review of the report was conducted by ALTA Consulting Group. Based on our review of these documents, there are a number of environmental issues at the subject property, including Underground Storage Tanks (UST). We are not experts in the detection of environmental contaminants, or in the cost to cure them if they do exist. Our analysis assumes that any existing environmental hazards or conditions affecting the property are minimal and do not materially affect value.

      o There were 86 exceptions noted to title in a recent preliminary title commitment. We have made an assumption that there are no exceptions that materially impact the subject's value.

      o Please refer to the complete list of Assumptions and Limiting Conditions included at the end of this report.


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                                                               TABLE OF CONTENTS
================================================================================

                                                                            Page

INTRODUCTION...................................................................1
   Identification of Property..................................................1
   Purpose and Intended Use of the Appraisal...................................2
   Extent of the Appraisal Process.............................................2
   Date of Value and Property Inspection.......................................3
   Property Rights Appraised...................................................3
   Definitions of Value, Interest Appraised, and Other Pertinent Terms.........3

REGIONAL ANALYSIS..............................................................5

NEIGHBORHOOD ANALYSIS..........................................................9

RETAIL MARKET ANALYSIS........................................................12

PROPERTY DESCRIPTION..........................................................21

REAL PROPERTY TAXES AND ASSESSMENTS...........................................25

ZONING........................................................................26

HIGHEST AND BEST USE..........................................................27

VALUATION PROCESS.............................................................28

SALES COMPARISON APPROACH.....................................................30

INCOME APPROACH...............................................................35

RECONCILIATION AND FINAL VALUE ESTIMATE.......................................49

ASSUMPTIONS AND LIMITING CONDITIONS...........................................50

CERTIFICATION OF APPRAISAL....................................................52

ADDENDA.......................................................................53
      SUBJECT RENT ROLL
      SUBJECT RETAIL SALES
      PRO-JECT LEASE ABSTRACT REPORT
      PRO-JECT ASSUMPTION REPORT
      PRO-JECT TENANT REGISTER REPORT
      PRO-JECT LEASE EXPIRATION REPORT
      ENDS FULL DATA REPORTS
      CUSHMAN & WAKEFIELD INVESTOR SURVEY
      APPRAISER'S QUALIFICATIONS


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                                [GRAPHIC OMITTED]

                                  PROPERTY SITE

                                                             SUBJECT PHOTOGRAPHS
================================================================================

                                [GRAPHIC OMITTED]

                      View looking south on South Broadway;
                      subject is off photograph to right.


                                [GRAPHIC OMITTED]

                      View looking east on Alameda Avenue;
                              subject is at right.

                                                             Subject Photographs
================================================================================

                                [GRAPHIC OMITTED]

                           Albertson's and Office Max.


                                [GRAPHIC OMITTED]

                              Kmart and Building A.

                                                             Subject Photographs
================================================================================

                                [GRAPHIC OMITTED]

                                   Sam's Club.


                                [GRAPHIC OMITTED]

                                   Building C.

                                                             Subject Photographs
================================================================================

                                [GRAPHIC OMITTED]

                               Pep Boys and Remco.


                                [GRAPHIC OMITTED]

                                   Building D.

                                                             Subject Photographs
================================================================================

                                [GRAPHIC OMITTED]

                                   Building B.

                                                                    INTRODUCTION
================================================================================

Identification of Property

      The subject of this appraisal is Broadway Marketplace, a 369,386-square-foot GLA power center on a 38.59-acre site located at the southwest corner of Alameda Avenue and South Broadway Street in Denver, Colorado. Additional non-owned outparcel development consists of three pad sites totaling 13,190 square feet of building area. Anchor tenants at the Broadway Marketplace include Albertsons, Kmart, Sam's Warehouse Club, OfficeMax, and Pep Boys. Pep Boys is on a long-term ground lease. The center opened in 1994-95 and is currently 100 percent leased. There is an excess developable site available for another +/-22,100 square foot of retail space which is expected to be developed with either one or two mini-anchors. There are 11 tax parcels associated with the subject property.

Property Ownership and Recent History

      The subject property is currently in title to Community Centers I, LLC, a joint venture between Developer's Diversified Realty Corporation (DDR) and DRA Advisors, Inc. (DRA). The subject was acquired as part of the former Homart Community Center Division for a total purchase price of approximately $500.0 million from General Growth Properties, Inc. The date of transfer was November 17, 1995. According to the Denver Clerk and Recorder's office, there was a quit claim deed from Homart Development Inc. to the current ownership recorded November 24, 1995 at reception number 00146837 indicating a sales price of $30,947,400. It was not immediately clear if this price was for the entire subject property. At any rate, this would represent an allocated value from the acquisition price for the entire portfolio.

      A history of the project shows Homart and the Denver Urban Renewal Authority (DURA) assembled the 40-acre site from numerous owners over a time period extending from December 1992 to December 1994. A portion of the land area includes city streets that have been vacated by the City of Denver. The site acquisition was done in conjunction with DURA who had declared the site as blighted to help with redevelopment. As part of the agreement with DURA, approximately $12.5 million in tax-increment financing (TIF) bonds were utilized, in which the retailer's sales taxes pay off part of the DURA subsidy.

      According to Homart, the total assemblage sales price was $14,750,965, or $8.77 per square foot. In addition to the land assemblage, there was a significant amount of demolition and environmental abatement associated with the redevelopment. Demolition included a gutted 8-story Montgomery Wards building, 20 to 30 businesses and approximately 40 homes. Subsequently, Homart developed the Broadway Marketplace retail center. There remain approximately $80,000 in on-site development costs (i.e. site improvements). These remaining costs will be reflected in the value estimate.

      Although actual construction costs were not provided, total budgeted development costs equaled $44,415,000, including $12,350,000 allocated for land acquisition. Demolition and environmental costs were estimated at $2,900,000. The proceeds to the developer from the TIF reimbursement of $12,500,000 left a net development cost of $31,915,000.

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                                                                    Introduction
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Purpose and Intended Use of the Appraisal

      The purpose of this appraisal is to estimate the market value of the leased fee estate in the subject property. The function of this appraisal is to provide an independent valuation and analysis of the property and to assist the client in evaluating the asset for underwriting purposes in connection with a proposed financing.

Extent of the Appraisal Process

      In the process of preparing this appraisal, we:

      o Inspected the exterior of the buildings, site improvements, and a representative sample of tenant spaces.

      o Reviewed leasing policy, concessions, tenant build-out allowances and history of recent rental rates and occupancy.

      o     Reviewed a detailed budget of income and expense forecasts for 1997.

      o Conducted market research of occupancy rates, asking rents, concessions and operating expenses at competing properties.

      o Conducted market inquiries into recent sales of similar retail centers to ascertain sales price per square foot, effective gross income multipliers and capitalization rates. This process involved telephone interviews with sellers, buyers and/or participating brokers.

      o Reviewed trade area specific data for the property as prepared by Equifax National Decision Systems.

      o For this assignment, we did not review actual lease documents. A sample were audited for the original appraisal, as well as lease abstracts, a current rent roll and other tenant specific data. The tenancy has not changed since the original report.

      o Estimated market rental rates, absorption, and stabilized income and expenses for the subject based on available market data and the current market thinking relative to growth in market rents and market absorption.

      o Developed a value estimate of the center through direct sales comparison.

      o Prepared a detailed discounted cash flow (DCF) analysis using Pro-Ject +plus software for the purpose of discounting the forecasted net income stream to a present value of the leased fee estate for the center.

      o Prepared a forecast of income and expenses in connection with preparing an estimate of stabilized net income for direct capitalization purposes.

      o Reconciled the value indications and concluded a final value estimate for the subject in its "as is" condition.

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                                                                    Introduction
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      o     For this assignment, a complete appraisal of the subject property was performed with the results conveyed in this summary report. A complete appraisal involves an estimate of market value without any departure from the Uniform Standards of Professional Appraisal Practice maintained by the Appraisal Foundation. This report also incorporates our previous Complete Appraisal in a Self-Contained report format with a date of value of February 9, 1996 by reference.

Date of Value and Property Inspection

      The property has been valued as of July 9, 1997. On that date, Dean R. Paauw, MAI inspected the property and its environs.

Property Rights Appraised

      Leased fee estate.

Definitions of Value, Interest Appraised, and Other Pertinent Terms

      The definition of market value taken from the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, is as follows:

      "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby".

      1.    Buyer and seller are typically motivated;

      2. Both parties are well informed or well advised, and acting in what they consider their own best interests;

      3.    A reasonable time is allowed for exposure in the open market;

      4. Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

      5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

      Exposure Time

      Under Paragraph 3 of the Definition of Market Value, the value estimate presumes that "A reasonable time is allowed for exposure in the open market". Exposure time is defined as the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at the market value on the effective date of the appraisal. Exposure time is presumed to precede the effective date of the appraisal.

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                                                                    Introduction
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      The following definitions of pertinent terms are taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute.

      Fee Simple Estate

      Absolute ownership unencumbered by any other interest or estate, subject to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat.

      Leased Fee Estate

      An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease.

      Market Rent

      The rental income that a property would most probably command on the open market, indicated by the current rents paid and asked for comparable space as of the date of appraisal.

      Cash Equivalent

      A price expressed in terms of cash, as distinguished from a price expressed totally or partly in terms of the face amounts of notes or other securities that cannot be sold at their face amounts.

      These definitions have been taken into account when arriving at the estimate of market value reported in this appraisal assignment.

Legal Description

      A complete legal description of the property was included in the Addenda of the original report.

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                                                               REGIONAL ANALYSIS
================================================================================

Employment and the Economy

      Employment

      The non-agricultural wage & salary employment by sector in the Denver-Boulder Metropolitan Statistical Area is summarized in the table.

         =====================================================
                          Denver-Boulder MSA
                Nonagricultural Wage & Salary Employment
                             January 1997
         -----------------------------------------------------
         Sector                                 Employed
         -----------------------------------------------------
         Mining and Construction                72,300
         Manufacturing                          120,400
         Transportation & Public Utilities      87,400
         Trade                                  283,000
         F.I.R.E.                               83,400
         Services                               352,400
         Government                             169,200
         -----------------------------------------------------
         TOTAL                                  1,168,100
         =====================================================
          Source: Colorado Department of Labor and Employment

o The DMA economy has grown since 1988, following substantial over-building in the early-1980s and economic deterioration in the mid-1980s.

o     The compounded, average annual increase from 1990 through 1996 equaled
      3.86 percent, based on annual averages.

o The 1996 annual, average, non-agricultural wage and salary employment in the Denver-Boulder MSA was 1,158,100. This represents an increase of 2.6 percent from the 1995 annual average of 1,128,700.

o The strongest growth over the past year occurred in the trade and services sectors. Growth in the construction sector has been strong, due to public works projects, single-family construction and build-to-suit development. Government has grown to service a larger population. Other sectors have exhibited moderate growth.

Major Employers

o Several, major telecommunications companies are headquartered or have major operations in the area, including TCI (largest cable-TV provider in the country), US West (largest private employer in the DMA), MCI, Sprint and AT&T.

o There are numerous, large high-tech manufacturing facilities in the DMA and along the Rocky Mountain Front Range, including Lockheed Martin (3.2 million square feet in the Denver area), Eastman-Kodak (occupying 3.1 million square feet in Greeley), Hewlett Packard (occupying 3.0 million square feet in Fort Collins, Loveland and Colorado Springs), IBM (2.5 million square feet in Boulder) and StorageTek (2.3 million square feet in Louisville and Longmont).

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                                  REGIONAL MAP

                                                               Regional Analysis
================================================================================

o Denver International Airport (DIA), which opened February 28, 1995, employ's approximately 26,000; 21,000 were transferred from Stapleton International Airport, which was closed. United Airlines employs approximately 6,700 at the new airport.

o Rocky Flats, previously a producer of nuclear weapons trigger devices, employs approximately 5,000. This facility is currently operated by EG&G, a private employer. Production has been terminated and the facility will be phased-out over a 10-year period, with labor reductions of approximately 15 to 20 percent per year projected for the next three years.

o Merrill Lynch (financial services) is in the process of constructing a one million square-foot campus-type facility in the southeast quadrant of the DMA that will employ 3,000 to 5,000. The 280,000 square-foot first phase in the Meridian International Business Center is nearly complete.

o Sun Microsystems will construct a one million square-foot, high-tech/R&D and manufacturing campus in the northwest quadrant of the DMA in the Interlocken Business Park, and employ 3,500. The first 500,000 square-foot phase recently broke ground and is planned to be completed in 1998.

Unemployment

o The unemployment rate for the Denver-Boulder Metropolitan Statistical Area fluctuated between 3.0 and 7.0 percent from 1990 through 1996.

o The most recent employment figures indicate unemployment rate of 3.7 percent in the Denver-Boulder MSA.

Retail Sales

o The DMA's compounded, average annual retail sales increased 9.65 percent from 1990 through 1994.

o In 1995, average retail sales increased by 5.2 percent. Through 1996, retail sales have grown by 6.9 percent from one year prior.

Housing

      There has been substantial single family residential development in recent years. Information regarding building permits issued is summarized as follows.

o In 1993, 16,254 building permits were issued. In 1994, 19,917 permits were issued, a 22.5 percent increase over 1993 levels. In 1995, 12,540 building permits were issued.

o Through 1996, approximately 19,280 residential building permits issued, exhibiting a strong increase from the 1995 level, and similar to 1994.

o New housing sales increased 11.9 percent, as 15,055 homes were sold through 1995, compared to 13,456 in 1995.

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                                                               Regional Analysis
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o     Through 1996, there were 14,992 housing starts (attached, detached and custom), compared to 13,188 during 1995, a 13.7 percent increase.

o The average price of a new production-built home currently is approximately $172,000, similar to year-end 1995.

o The average single-family residential resale price equaled $159,328 at the end of 1996, up 6 percent from the 1995 average.

Economic Impact on Real Property Markets

      Growth in population and employment has resulted in increased demand for real property throughout the DMA. Residential real estate has experienced sufficient demand to result in substantial, new speculative construction. There are numerous multi-family residential projects planned or under construction throughout the DMA. Single-family construction is at its highest levels since the building boom of the early 1980s.

      Office occupancy has reached stabilized levels in most markets, due to improved economic conditions and population growth. Office rental rates have increased substantially since 1993, and speculative construction is occurring in prime market areas, including the Southeast Suburban submarket and Boulder. Certain submarkets continue to lag in improvement, including Denver's central business district. There are numerous build-to-suit projects, as several large companies have established regional or national headquarters in the Denver area.

      Industrial market conditions have improved substantially since 1993, resulting in the achievement of stabilized occupancy levels. Proforma rental rates have been reached in prime market areas. Numerous speculative industrial projects are under way near the Denver International Airport, with over 3 million square feet recently completed or under way. The developers of a majority of these speculative projects require lease-up prior to breaking ground. Build-to-suit construction has been substantial.

      Build-to-suit retail construction has been substantial throughout the DMA, involving predominately national retailers such as "big box" operations and national chain restaurants. Certain areas have experienced extensive development, with large regional shopping malls generating the greatest level of development. Extensive development has occurred in proximity to the Southwest Plaza Mall, Westminster Mall and the Cherry creek Mall. The new Park Meadows Town Center, a 1.5 million square-foot regional mall with four anchor stores and 120 other stores, located in the southeast suburban portion of the DMA, was completed in September 1996. Development surrounding the mall has been extensive, as numerous "power centers", "big box" stores, fast-food restaurants, sit-down restaurants and retail shopping centers have been developed or are under construction.

      The Denver Metropolitan Area economy has exhibited one of the strongest growth rates in the nation in the 1990s. The result has been an influx of investors, national retailers, major corporations, and other investors and users of real property. The growth is projected to continue, though at moderating levels to recent years.

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                                                               Regional Analysis
================================================================================

Summary and Projected Trends

      Employment growth has been relatively high in the 1990s, and generally exceeded 3 percent from 1990 through 1995. In 1996, employment growth slowed slightly, as the increase in average, non-agricultural employment from 1995 to 1996 was approximately 2.6 percent. The strongest growth was in construction and the services sectors.

      Many public works projects have been completed, and construction job growth has continued regardless. This is due primarily to continued residential and retail construction and new office, industrial and hotel development. The services sector has continued to gain, as the DMA economy becomes more diverse, offering a wide variety of employment opportunities in the services sector. The DMA has become a strong telecommunications, computer software, tourism and financial services center. Many companies have established major operations in the area, such as TCI and US West, and are planning major operations, such as Merrill Lynch and Sun Microsystems. In addition, the DMA has become a major center for distribution of goods throughout the nation, due to the centralized location in the nation and Rocky Mountain Region, and the excellent transportation characteristics.

      The economic growth has resulted in strong population growth, high retail sales levels, low unemployment rates, and high levels of residential and commercial construction. There has been a major influx of national retailers into the DMA and build-to-suit retail development is among the highest in the nation. Demand for industrial space has been strong, and numerous distribution warehouses and office/warehouse properties are being constructed. Demand for office space has been strong as well, as numerous companies are expanding or establishing operations in the Denver area. To provide adequate accommodations, numerous hotels are being developed throughout the DMA.

      The economic downturn in the late-1980s was primarily due to the dependency on the oil and gas industry, and the lack of diversity in the local economy. Overall, the DMA economy has become much more diverse, and a repeat of the 1980s is very unlikely. We believe the DMA economy will continue to grow at levels slightly lower than those experienced in the early-1990s. Based on historical trends, discussions with market participants, anticipated new development, and projections made by various sources, we have made the following projections:

o Employment growth is projected to average approximately 2.0 percent annually.

o Population growth is projected to average approximately 1.5 percent annually.

o     Unemployment is projected to be approximately 4.0 percent.

o     Inflation is projected to average 3.5 percent.

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                                                           NEIGHBORHOOD ANALYSIS
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General

      The subject is located in south-central Denver, two miles south of the Central Business District. Boundaries of the neighborhood are concluded to be as follows:

      North:                           Speer Boulevard and Sixth Avenue
      East:                            University Boulevard
      South and West:                  Interstate 25

      This urban neighborhood has a wide variety of uses, from upscale housing and the Denver Country Club in the northeast quadrant to industrial and low-income housing in the northwest section. Speer Boulevard runs along a portion of Cherry Creek and provides access to downtown.

Access/Linkage

      The subject property lies at the southwest corner of Alameda Avenue and South Broadway, two of the busiest non-highway arteries in the neighborhood. Broadway is one of the main commercial arteries in Denver and connects the CBD and I-25 (2 1/2 mile stretch). Between I-25 and downtown, Broadway is a one-way street (southbound), one block west of Lincoln Street, a one-way northbound street. Broadway is the more commercialized of the two arteries, and has long been a strong retail address. Alameda Avenue is a major east-west artery in central Denver, and also provides nearby connection to I-25. Alameda Avenue is one of the few east-west streets in the vicinity which have access across I-25. This section of Interstate 25, less than one mile south and west, carries some of the highest traffic levels in Colorado (between 136,000 and 174,000 cars daily). Average daily traffic counts for Alameda Avenue and South Broadway are as follows:

              As of 1993
              ----------
      Alameda Avenue                         23,628 (west of South Broadway)
      South Broadway (one-way south)         20,198 (south of Alameda Avenue)
      South Lincoln (one-way north)          21,028 (south of Alameda Avenue)

      Other major neighborhood arterials are as follows:

      East-West:                             Sixth Avenue (U.S. 6)
      North-South:                           University Boulevard

Surrounding Land Use Patterns

      Primary Land Uses:                     Vary significantly by location. The
                                             residential neighborhoods
                                             surrounding the large Washington
                                             Park are generally middle-to-upper
                                             middle income. The Denver Country
                                             Club and surrounding areas consist
                                             of upper-income and wealthy
                                             residential areas. The northwest
                                             quadrant contains a mixture of
                                             businesses, lower and lower-middle
                                             income housing and industrial uses
                                             served by a rail line.

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

                               [GRAPHIC OMITTED]

                                Neighborhood Map

                                                           Neighborhood Analysis
================================================================================

      Secondary Land Uses:                   South Broadway is a well-known
                                             retail/commercial corridor in
                                             central Denver, and generally
                                             consists of storefront retail as
                                             well as fast -food restaurants,
                                             auto-related uses and service
                                             businesses.

      Adjacent properties are noted as follows:
        Pad sites:                           Wendy's, Imperial Palace (Chinese
                                             restaurant), and Taco Bell. Other
                                             existing buildings along South
                                             Broadway include a Valas TV store,
                                             a two-tenant retail building and a
                                             mexican restaurant.

        North: Lower-income single-family housing, a 7-11 store, two service stations, a car wash, and a service business. One of the service stations
                                             (Conoco) was recently razed and
                                             re-built with a new C-store format.

        East (across Broadway):              A new McDonald's restaurant (opened
                                             1997), storefront retail, a masonic
                                             temple, a Girl Scouts headquarters,
                                             parking lot and an auto-sound
                                             business.

        South: The Denver Interplaza is a retail/office redevelopment started in 1984. It includes the Denver Design Center (office/showroom), a former Printemps fashion store, and the International Collection, a collection of retail shops.

        West: A few light industrial buildings, an electrical utility substation, and an RTD light-rail line and station. The light rail provides extremely convenient access to downtown and various neighborhoods east of downtown. The RTD station has been a particularly good source of business for the Pep Boys store.

        Comments:                            The light-rail line is a relatively
                                             new mass-transit concept to Denver,
                                             and this portion of the line
                                             connecting the CBD and a station
                                             near I-25 is one of the first to be
                                             completed. Thus far, light rail has
                                             been a relative success, although
                                             future expansion is uncertain.

================================================================================


                                       10
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

                                                           Neighborhood Analysis
================================================================================

Neighborhood Trends
        Percent Built-up:                    95+ percent

        Stage of Life Cycle:                 Redevelopment; the subject and the
                                             adjoining Denver Design Center
                                             represent the beginning of
                                             redevelopment in the area.

Summary

      Because of its central urban location, the subject is in the midst of a relatively dense population center of the Denver metro area. The subject's strong location is due to its proximity (2 miles) to downtown along a major commuter route and its accessibility to Interstate 25. The subject is one of the first redevelopments in this south-central Denver area, although future projects are planned closer to downtown, primarily including residential uses.

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

===================================================================================================
 DEMOGRAPHIC STATISTICS
 Broadway Marketplace (Denver, Colorado)
 Cushman & Wakefield, Inc.
---------------------------------------------------------------------------------------------------
                                         1-Mile     3-Mile      5-Mile      State of      United
                                         Radius     Radius      Radius      Colorado   States (000)
===================================================================================================
   -----------------------------
   POPULATION STATISTICS
   -----------------------------
        1980                             22,621     175,392     435,754     2,889,965     226,546
        1990                             20,656     160,159     409,557     3,294,394     248,710
        1997                             22,056     173,803     446,764     3,916,448     266,798
        2002                             23,355     185,821     476,956     4,325,698     278,179

   Compound Annual Change
   ----------------------
        1980 - 1990                      -0.90%      -0.90%      -0.62%         1.32%       0.94%
        1980 - 1997                      -0.15%      -0.05%       0.15%         1.80%       0.97%
        1995 - 2002                       0.82%       0.96%       0.94%         1.43%       0.60%
---------------------------------------------------------------------------------------------------
   -----------------------------
   HOUSEHOLD STATISTICS
   -----------------------------
        1980                             11,994      85,125     190,757     1,061,249      80,390
        1990                             11,328      80,525     186,387     1,282,489      91,947
        1997                             10,970      80,662     208,531     1,561,828     101,517
        2002                             10,025      79,250     222,925     1,726,337     107,281

   Compound Annual Change
   ----------------------
        1980 - 1990                      -0.57%      -0.55%      -0.23%         1.91%       1.35%
        1980 - 1997                      -0.52%      -0.32%       0.53%         2.30%       1.38%
        1995 - 2002                      -1.28%      -0.25%       0.96%         1.44%       0.79%
---------------------------------------------------------------------------------------------------
   -----------------------------
   PERSONS PER HOUSEHOLD
   -----------------------------
        1980                               1.89        2.06        2.28          2.72        2.82
        1990                               1.82        1.99        2.20          2.57        2.70
        1997                               2.01        2.15        2.14          2.51        2.63
        2002                               2.33        2.34        2.14          2.51        2.59
---------------------------------------------------------------------------------------------------
   -----------------------------
   AVERAGE HOUSEHOLD INCOME
   -----------------------------
        1997 Average Household Income   $48,453     $49,642     $50,335       $52,813     $55,443
        1997 Median Household Income    $29,765     $29,274     $31,521       $38,358     $37,916
        1997 Per Capita HH Income       $22,961     $21,571     $22,001       $21,017     $21,272

---------------------------------------------------------------------------------------------------
         * Source: Equifax National Decision Systems
===================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          RETAIL MARKET ANALYSIS
================================================================================

Property Profile

      The subject is anchored by a number of national and regional retail tenants. These major tenants are under long-term leases and include Sam's Club, Kmart, Albertson's, Pep Boys, and Office Max. Provided below is a summary of the credit profile of several of these major tenants. Combined, they account for in excess of 79.3 percent of contract base rents.

================================================================================
   Anchor Tenants       Parent Company      S&P Rating(1)     % of Base Rent
================================================================================
     Sam's Club            Wal-Mart              AA               26.8%
--------------------------------------------------------------------------------
        Kmart                Kmart               BB               28.8%
--------------------------------------------------------------------------------
     Albertson's          Albertson's            A+               12.1%
--------------------------------------------------------------------------------
     Office Max           Office Max             NR                7.0%
--------------------------------------------------------------------------------
      Pep Boys             Pep Boys              BBB               4.6%
================================================================================
         As of February 1997

Trade Area Analysis

      The primary trade area remains at three miles. The subject's secondary trade area, particularly for Sam's Club, might span up to five miles from the site. To add perspective to this analysis, we have segregated our survey into 1, 3 and 5-mile concentric circles. The report on the facing page presents this data. The full updated demographics are presented in the Addenda.

      Additional patronage from the strong traffic levels (which is largely commuter traffic) along South Broadway and Lincoln Streets would account for strong inflow of additional sales. From our analysis, it is our opinion that the 3-mile radius surrounding the subject property comprises the primary trade area from which 70 to 80 percent of its sales originate.

Retail Structure

      On the following pages, we have provided profiles of the subject's primary competition. As will be seen, the subject's primary competition is seen not in one or two specific centers, but in a competing commercial strip two miles east which includes several big box tenants and a small grouping of big-box discounters. Another competing retail strip is the 16th Street Mall in downtown. The subject also competes to some degree with existing super-regional shopping centers such as the Cherry Creek Mall and Villa Italia Mall. It is noted, however, that the subject is a unique property within this market whereas no existing centers truly present a similar competitive stance to Broadway Marketplace. Although Denver is attracting a fair amount of big box and power center development, these have been and continue to be developed in the suburban locations 8-15 miles from the subject.

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                                       12
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

                                                          Retail Market Analysis
================================================================================

Competitive Retail Center No. 1 (Primary)

Name: South Colorado Boulevard, located between Alameda Avenue and I-25 (2 miles long)

Distance from Subject:               2+/- miles east (8-10+/- min. drive time)

Total GLA:                           Estimated at over 1,000,000 SF

Major Retailers:
      Builders Square                110,000+/- SF
      Barnes and Noble               46,000+/- SF
      Computer City                  25,300+/- SF
      Safeway                        55,000+/- SF
      King Soopers                   40,000+/- SF
      PetSmart                       24,600+/- SF
      Office Depot                   38,000+/- SF
      REI                            N/A
      Toys 'R' Us                    N/A
      Target                         115,000+/- SF
      Albertson's (new)              60,000+/- SF
      Circuit City (new)             N/A
      Walgreen's                     13,000+/- SF

Number of Retailers:                 Over 100 stores and restaurants

Comments:

      South Colorado Boulevard has remained one of the busiest commercial boulevards in southeast Denver for decades. In the early 1990s, there was redevelopment at the interchange of Colorado Boulevard and I-25 with a small grouping of big box retailers consisting of Toys 'R' Us, Computer City, REI and two restaurants. An entertainment-related retail center (Colorado Center) is under construction in this corridor at its southeast quadrant of I-25, and has a planned Spring 1998 opening.

      This retail strip is one of the main competitors to the subject. There are several neighborhood and convenience shopping centers along Colorado Boulevard as well as hotels, office buildings, fast food and sit-down restaurants, auto-related users and other commercial development.

      Rental rates for smaller in-line tenants in the shopping centers are generally between $15 and $25 per square foot, net. Larger tenant rates are typically between $10 and $17 per square foot, net. Land prices have generally been from $15.00 to $25.00 per square foot for mid-sized (1-5 acre) parcels.

================================================================================


                                       13
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

                                                          Retail Market Analysis
================================================================================

Competitive Retail Center No. 2 (Primary)

Name:                                16th Street Mall

Location:                            Downtown Denver

Distance from Subject:               2+/- miles north (5-7+/- min. drive time)

Total GLA:                           Over 1,000,000+/- SF

Major Retailers:                     Media Play
                                     TJ Maxx
                                     Walgreens
                                     Office Depot

Comments:

      This is a mile-long retail pedestrian corridor in the middle of the central business district which is served by shuttle buses. All of the major local department stores have left downtown, including May D&F and Joslins. There has been redevelopment in this corridor, most notably by the Tabor Center, a glass-enclosed 115,000-square-foot retail galleria that is part of a mixed-use office/hotel development. Tabor Center has a new ownership and plans to change its marketing orientation to more upscale tenants.

      There has been a strong interest by potential residents and retailers alike in lower Downtown (LoDo) with the recent completion of Coors Field (Colorado Rockies), Elitch Gardens (amusement park) and a proposed new Denver Nuggets arena. Downtown, though, has a reputation as a relatively weak retail market, as all of the downtown department stores (i.e. Joslins, May, Denver Dry) have left in the past decade. Offsetting this, the $100 million 350,000 square foot Denver Entertainment and Fashion Pavilion is under construction for the 16th Street Mall which would include a 12-screen movie theater and other national retail/entertainment tenants such as Nike Town, Barnes & Noble, Virgin Records and Hard Rock Cafe. Rental rates are being quoted at $30 to $50 per square foot, net. The developer is receiving a DURA (i.e. Denver Urban Renewal Authority) grant as part of the financing package. It should open in the Fall of 1998. There is another proposed project for lower downtown that has construction set for summer 1996. The 350,000-square-foot, $40 million mixed-use Stadium Walk will be located in lower downtown near Coors Field and include 100 residential units, movie theater, retail shops and restaurants.

      The 16th Street Mall retail corridor serves over 110,000 downtown office workers. Rental rates for storefront retail space are generally quoted from $15.00 to $30.00 per square foot, net, depending upon location, building type and condition. More typically, rental rates are in the $14 to $20 per square foot range.

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

                                [GRAPHIC OMITTED]

                                 SHOPPING CENTER
                                 COMPETITION MAP

                                                          Retail Market Analysis
================================================================================

New/Proposed Competition

      There exists various nodes of existing and future retail development within a 5-mile radius that also offer varying degrees of competition to the subject.

      A - Cinderella City Mall - This is an aging 1.2 million-square-foot mall located four miles south of the subject at South Broadway and Hampden Avenue (U.S. 285) in the suburb of Englewood. The 1960s-era mall has lost all of its anchor department stores and is expected to be demolished and redeveloped in the near future as a $40 million, 450,000-square-foot major entertainment center with big box retailers. A developer has been selected and planning is underway. Preliminary plans include a 5,000-seat Sony movie theatre, several restaurants, a large general merchandise store, and a light-rail stop. The owner (Equitable) is getting ready to deed the property over to the City of Englewood, who would then control its future redevelopment. The 75-acre site has environmental problems, but has good accessibility and little big-box competition. Potential competition is years away.

      B - University Hills Mall - This was an aging mall (1958) that was recently razed, and a new power center is under construction on the 22-acre site, four miles southeast on South Colorado Boulevard. It has a strong trade area and established retail location. The 250,000 square foot power center will include a King Soopers (already open), Home Place, Office Max and Just for Feet. There will also be pad restaurants and banks. Most tenants should be open by September 1997.

      C - Former Gates Rubber Company - This complex of former manufacturing buildings just south of I-25 along Broadway could become a retail redevelopment, in the view of some retail specialists, according to a 1995 Denver Post article. The speculation rests on the success of the subject property as well as the strength of the retail market. However, razing the Gates structures could be prohibitively expensive. The possibility for future redevelopment of the Gates property became closer to reality when Gates was sold to a foreign company in late 1995.

      D - Alameda Crossing - Located two miles west at the northwest corner of Alameda Avenue and Sheridan Boulevard is an existing 131,000-square-foot neighborhood center anchored by Albertson's and Walgreens. This center was built in 1980-85 and serves a lower-middle income area. Occupancy ranges over 90 percent with leases ranging over $8.00 to $10.00 per square foot for in-line space. Because of its demographics, in-line tenants here do not effectively compete with the subject.

      As can be seen, competitive existing retail development in the immediate area is very limited and consists of primarily two retail concentrations (16th Street and South Colorado Boulevard), and not specifically with any community or neighborhood shopping centers. These centers will limit the subject's trade area in these directions.

================================================================================


                                       15
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                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

      The influx of big box development continues in the Denver Metro Area, however, all of the current and proposed development is located in nearly all directions in the suburban locations approximately 8-15 miles distant. Because of the subject's trade area, these developments will not impact the subject property.

Property Profile

      The subject property's profile has not changed, and remains anchored by a number of national retail tenants, including Kmart, OfficeMax and Sam's Club, a subsidiary of Wal-Mart, Inc. Other national and/or regional tenants include Pep Boys (automotive) and Albertson's (grocery).

Population

      Between 1980 and 1997, ENDS reports that the population within the primary trade area actually decreased by 1,589 residents to 173,803, reflecting a 0.9 percent decrease or negative 0.05 percent annual growth. However, population actually has grown from 1990. Through 2002, the trade area is expected to increase to 185,821 residents which is equal to a 6.9 percent increase or 1.35 percent growth per annum.

      Further analysis shows that the fastest growing quadrant of the trade area lies between the three and five-mile radius of the subject, as the core of Denver has been fully developed.

      Provided on the following page is a graphic representation of the population change forecasted for the subject's trade area through 2002. Note that the areas forecasted to have the most significant growth are found outside of the primary trade area to the south and east. The proposed competition would be in these areas, which should lessen their impact on the subject.

Households

      According to ENDS, the primary trade area lost 4,463 households between 1980 and 1997, a decrease of 5.24 percent to 80,662 units. Contrary with the national trend, the trade area is experiencing household growth at a rate slower than population changes. Between 1997 and 2002 the area is expected to decline by 1.75 percent in the number of households.

Trade Area Income

      Trade area income figures for the subject support the profile of a mix of income levels from lower to upper-income neighborhoods. According to ENDS, average household income within the primary trade area in 1997 was approximately $49,642, in comparison to the median household income of $29,274. This gives an idea of the disparity in income levels in the trade area, with greater prevalence of lower-income households and a moderate amount of high and very-high incomes.

================================================================================


                                       16
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

                                [GRAPHIC OMITTED]

                           W. ALAMEDA AVE & BROADWAY
                           DENVER COUNTY, CO
                           1, 3 & 5 MILE RADII

                           POPULATION % GROWTH 1997 - 2002

                                                          Retail Market Analysis
================================================================================

      A comparison of the trade area's relative ranking is shown on the following chart.

                     =========================================
                       Average Household Income Comparison
                     =========================================
                            Area                  Income
                     =========================================
                        1 Mile Radius             $48,453
                     -----------------------------------------
                        3 Mile Radius*            $49,642
                     -----------------------------------------
                        5 Mile Radius             $50,335
                     -----------------------------------------
                      State of Colorado           $52,813
                     -----------------------------------------
                        United States             $55,443
                     =========================================
                     Source: Equifax National Decision Systems
                     =========================================
                     * Primary Trade Area
                     =========================================

      Income ranges in the immediate market area rate below metro, state and national averages. The distribution of income within the primary trade area can be summarized as follows:

                     =========================================
                               Household by Income
                     =========================================
                                                   % of
                       Category                  Households
                     =========================================
                     Greater Than $150,000               4.69%
                     -----------------------------------------
                     $100,000 - $149,999                 4.31%
                     -----------------------------------------
                     $ 75,000 - $ 99,999                 5.82%
                     -----------------------------------------
                     $ 50,000 - $ 74,999                13.07%
                     -----------------------------------------
                     $ 35,000 - $ 49,999                14.11%
                     -----------------------------------------
                     $ 25,000 - $ 34,999                13.96%
                     -----------------------------------------
                     Less Than  $ 25,000                44.03%
                     =========================================

      Provided on the following page is a graphic presentation of the average household income distribution throughout the trade area. As can be seen, the subject is situated on the boundary between an upper-income neighborhood (Cherry Creek) and the lower-income areas in west-central Denver.

Subject Sales

      Limited sales numbers have been reported by the subject's tenants, and these are provided in the Addenda. The Sam's Club reported sales of $335 per square foot in fiscal year 1996, down two percent from FY 1995. Kmart reported FY 1996 sales of $150 per square foot, up 10 percent from 136 in FY 1995. Albertson's does not need to report sales. There is not enough subject sales information with which to compare sales to industry averages.

================================================================================


                                       17
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                                                             WAKEFIELD(R)
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                                                     ---------------------------

                                [GRAPHIC OMITTED]

                           W. ALAMEDA AVE & BROADWAY
                           DENVER COUNTY, CO
                           1, 3 & 5 MILE RADII

                           HH 97 BY INCOME:  AVERAGE

                                                          Retail Market Analysis
================================================================================

Industry Average Sales

      Sales at the subject property can be analyzed in comparison to industry averages. In our initial appraisal in early 1996 we felt the subject had the potential to perform above regional and even national benchmarks. The following chart presents a comparison of average sales by center category for both power centers and community centers in the U.S.

=======================================================================================================================
                                                            Comparison of Sales and Rent

                                                      Power Center and Community Center Tenants
=======================================================================================================================
                                   U.S. Median*                    U.S. Median*                   U.S. Median**

                                Retail Power Center           Super Community Centers            Community Center
-----------------------------------------------------------------------------------------------------------------------
                            Sales      Rent       % of      Sales      Rent       % of      Sales      Rent       % of
Tenant Classification        PSF        PSF       Sales      PSF        PSF       Sales      PSF        PSF       Sales
=======================================================================================================================
Discount Department Store  $180.00    $  3.42      1.9%    $165.00    $  3.50      2.1%    $142.00    $  4.41      3.1%
-----------------------------------------------------------------------------------------------------------------------
Superstore (Food)          $285.00    $  4.58      1.6%        N/A        N/A      N/A     $372.00    $  5.79      1.6%
-----------------------------------------------------------------------------------------------------------------------
Restaurant (w/liquor)      $234.00    $ 15.90      6.8%    $223.00    $ 13.99      6.3%    $210.00    $ 12.58      6.0%
-----------------------------------------------------------------------------------------------------------------------
Shoes                      $187.00    $ 12.00      6.4%    $180.00    $ 12.00      6.7%    $159.00    $ 13.00      8.2%
-----------------------------------------------------------------------------------------------------------------------
Cards & Gift               $105.00    $ 12.50     11.9%    $136.00    $ 12.62      9.3%    $127.00    $ 12.36      9.7%
-----------------------------------------------------------------------------------------------------------------------
Women's Ready to Wear      $122.00    $ 10.20      8.4%    $167.00    $ 13.48      8.1%    $146.00    $ 12.16      8.3%
-----------------------------------------------------------------------------------------------------------------------
Overall Average            $197.00    $  7.22      3.7%    $188.00    $  6.85      3.6%    $210.00    $  7.19      3.4%
-----------------------------------------------------------------------------------------------------------------------
Median                     $200.00    $  6.33      3.2%    $183.00    $  6.80      3.7%    $199.00    $  6.90      3.5%
-----------------------------------------------------------------------------------------------------------------------
Lower Decile               $ 87.00    $  3.60      4.1%    $107.00    $  3.21      3.0%    $117.00    $  3.36      2.9%
-----------------------------------------------------------------------------------------------------------------------
Upper Decile               $292.00    $ 14.36      4.9%    $314.00    $ 12.33      3.9%    $371.00    $ 12.71      3.4%
=======================================================================================================================
*  Urban Land Institute "Dollars & Cents of Power Center, 1995"
** Urban Land Institute "Dollars & Cents of Shopping Centers, 1997"
=======================================================================================================================

      Overall, average sales performance may be refined further as shown in the following chart.

================================================================================


                                       18
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

=====================================================================================================
                                    Sales Performance Indices
                              U.S. Power Centers and Community Centers
=====================================================================================================
                        Power Centers*        Super Community Centers*        Community Centers**
-----------------------------------------------------------------------------------------------------
                                  Southern                    Southern                      Southern
                  United States    Region     United States    Region       United States    Region
=====================================================================================================
Overall Average       $197           $189          $188         $174             $210         $192
-----------------------------------------------------------------------------------------------------
Median                $200           $200          $183         $176             $199         $189
-----------------------------------------------------------------------------------------------------
Lower Decile          $ 87             --          $107         $116             $117         $117
-----------------------------------------------------------------------------------------------------
Upper Decile          $292             --          $314         $234             $371         $312
=====================================================================================================
*  Urban Land Institute "Dollars & Cents of Power Center, 1995"
** Urban Land Institute "Dollars & Cents of Shopping Centers, 1997"
=====================================================================================================

      From the above we see that industry averages and medians range from approximately $189 to $200 per square foot for power centers and $174 to $188 per square foot for super community centers. This is based on the 1995 ULI publication. More recently, ULI has put forth its 1997 version of operating results for standard community centers. Displayed above is a range of $189 to $210 per square foot as average/median performance ranges. Upper and lower decile levels show more dramatic swings as would be expected. Nonetheless, with sales of $223 per square foot, the subject falls above average/median industry benchmarks.

Conclusion

      The following summarizes our key conclusions:

      o The neighborhood has excellent access via South Broadway, Alameda Avenue and I-25. South Broadway and Alameda Avenue are commuter arteries with combined traffic count of nearly 44,000 cars daily. The subject is centrally located with a densely populated trade area.

      o The existing competitive structure is limited because the Denver Metro's power centers have primarily been built in the outlying suburban areas far from central Denver. The primary competition comes from two retail strips, one two miles east and the other in the CBD. However, there is likely to be increased competition from proposed power centers in Englewood and southeast Denver.

      o Rental rates for in-line space in existing power centers are on an upward trend, with most experiencing $1.00 to $2.00 per square foot increases in the past 18 months. In-line space at a new power center (U-Hills Shopping Center) four miles away is leasing up at $20 to $25 per square foot, with annual steps in most leases.

      o The subject has both a lower-income (north/west), middle-income (south/east) and affluent (east) local population within its 3-mile trade area. Average household income within a 3-mile radius of the property is currently estimated at nearly $50,000.

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

                                                          Retail Market Analysis
================================================================================

      o Spending power is influenced by the heavily-traveled commuter arteries of South Broadway and Lincoln Streets. The income and retail sales potential of this commuting traffic brings is not measured in the demographic statistics, which are reflective of residents only.

      The merchandising mix of the center, the location along two major arterials, and the popularity and uniqueness of the major tenants, all combine to establish Broadway Marketplace as a viable retail center. We believe that, with competent management, aggressive marketing, and a responsive maintenance program, it should continue to develop a strong position in the market throughout the foreseeable future.

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

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

Location:                               S/W/C of South Broadway and Alameda
                                        Avenue City and County of Denver

Shape:                                  Irregular

Site Area:                              38.59 acres (1,681,024 square feet)

Frontage:                               West side of South Broadway (1,095.10
                                        feet) South side of Alameda Avenue
                                        (1,246.49 feet) East side of Cherokee
                                        Street (617.0 feet)

Topography/Terrain:                     Relatively level

Street Improvements:                    South Broadway is a one-way
                                        (southbound), five-lane fully-improved
                                        arterial with on-street parking. Alameda
                                        Avenue is a two-way, four-lane (plus
                                        center turn lane) fully-improved
                                        arterial. The intersections of Alameda &
                                        Broadway and Alameda & Bannock are both
                                        signaled.

Soil Conditions:                        No study of soils was conducted as part
                                        of this appraisal and no opinion is
                                        rendered on sub-soil conditions.
                                        However, we assume that the soil's
                                        load-bearing capacity is sufficient to
                                        support the existing structures. We did
                                        not observe any evidence to the contrary during our physical inspection of the property.

Utilities
         Water:                         City of Denver
         Sewer:                         City of Denver
         Electricity:                   Public Service Company of Colorado
         Gas:                           Public Service Company of Colorado
         Telephone:                     U.S. West

Access: Primary access is gained via Broadway (north/south) and Alameda Avenue (east/west). Ingress/egress is gained via curb-cut entrances along Broadway
                                        (5) and Alameda Avenue (3). Secondary
                                        ingress/egress is also provided by
                                        Cherokee Street and Center Avenue.

================================================================================


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

                                                            Property Description
================================================================================

Land Use Restrictions:                  A recent title report was reviewed by
                                        the appraisers. There are 86 exceptions
                                        noted in the title report. Please see
                                        the special assumption.

Flood Hazard:                           The subject property lies in Flood Zone
                                        X according to Community Number 080046,
                                        Panel Number 0014B, and, therefore does
                                        not need flood insurance.

Wetlands:                               No wetlands study has been provided for
                                        this analysis. If a subsequent
                                        engineering survey reveals the presence
                                        of regulated wetlands, we reserve the
                                        right to amend this valuation.

Site Improvements:                      The subject site has been graded, paved
                                        and improved with all necessary
                                        utilities.

Hazardous Substances:                   Please refer to our Special Assumption
                                        with an explanation as to our disclaimer regarding hazardous substances.

Comments:                               Overall, the size, topography and site
                                        configuration appear functionally
                                        adequate and conducive for retail
                                        utilization. The site is serviced by all public utilities and the curb appeal of site improvements is good.

                                        The property includes 22,100 square feet of excess land which is planned for either one or two mini-anchor tenants. This parcel is adjacent to the in-line shops attached to Kmart and contributes additional value to the shopping center.

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

                                                            Property Description
================================================================================

Improvements Description

      The subject site has been improved with a single-level, six-building power center with a total GLA of 369,386 square feet (excluding non-owned outparcels). A more complete description of these improvements follows. Please refer to the site plan on the following page for the location of the improvements on the subject tract.

General Description
      Type: Power center comprised of five major stores, four smaller multi-tenant retail buildings, and three outparcels (not owned).

      Year Built:                       1993-95

      Size
        Albertsons                      50,645 SF
        Sams Warehouse Club             114,057 SF
        K-Mart                          107,806 SF
        Office Max                      23,500 SF
        Pep Boys                        22,356 SF
        In-Line Shops                   50,944 SF
        -------------                   ---------
        Total                           369,386 SF

      GLA including three
      pad restaurants:                  382,576 SF

      Developer:                        Homart Development

      Layout: The center comprises six buildings, two of which are smaller multi-tenant retail shops. Sam's Club is the only stand-alone store and anchors the southern end of the center, while Albertson's and OfficeMax anchor the northern end. Kmart anchors the west end and has an attached multi-tenant retail building. Pep Boys and an attached multi-tenant retail building are at the southwest corner of the site. Outparcels are situated on the eastern portion of the site with zero lot line along South Broadway to maintain the urban nature of the development.

Site Improvements
      On-Site Parking                   2,004 regular spaces
                                           52 handicap spaces
                                        ---------------------
                                        2,056 total parking spaces

      Parking Ratio:                    5.57 spaces/1,000 SF of existing GLA or
                                        one space per 180 square feet.

================================================================================


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

                               [GRAPHIC OMITTED]

                        BROADWAY MARKETPLACE FLOOR PLAN

                                                            Property Description
================================================================================

      Artwork: At the corner of South Broadway and Alameda Avenue, there is a pedestrian plaza with a sculpture with moving panels caused by wind breezes. Also, there are concrete art panels along with block walls at the Plaza and along Alameda Avenue. The artwork was required due to the involvement of DURA.

      Other:                            Unique, artistic functional benches.

Comments:                               Overall, the site and building
                                        improvements appear to be well designed
                                        and configured for retail utilization.
                                        Site configuration appears well suited
                                        for vehicular movement and visibility.
                                        The property's condition is good.

================================================================================


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

                                             REAL PROPERTY TAXES AND ASSESSMENTS
================================================================================

      The subject is currently assessed by Denver County. Real estate taxes in Colorado are paid in arrears, by April 30th (in full) the following year. Properties are re-assessed every two years, with the most recent re-assessment in 1997. Assessed values are 29 percent of the Assessor's estimate of market value. A mill levy is applied to the assessed value to determine the tax liability. The mill levy for 1996 was 80.826 per $1,000 in assessed value. Taxes for 1996 are summarized in the following chart.

             -------------------------------------------------------
              Assessor No.        Actual Value           1996 Taxes
             -------------------------------------------------------
              5152-01-029          $ 4,386,700             $102,823
             -------------------------------------------------------
              5152-02-033          $ 6,480,900             $151,909
             -------------------------------------------------------
              5152-03-034          $ 1,449,400             $ 33,973
             -------------------------------------------------------
              5152-04-042          $   321,600             $  7,538
             -------------------------------------------------------
              5152-04-045          $   370,700             $  8,689
             -------------------------------------------------------
              5152-04-046          $   402,500             $  9,434
             -------------------------------------------------------
              5152-04-048          $    36,100             $    846
             -------------------------------------------------------
              5152-05-016          $ 9,667,000             $226,590
             -------------------------------------------------------
              5152-06-032          $   140,600             $  3,295
             -------------------------------------------------------
              Total                $23,255,500             $545,097
             -------------------------------------------------------

      The 1996 tax amount totaled $545,097. This amount has been paid in full. The 1997 assessment has increased 0.04 percent to $23,264,100.

      There are also special assessments for the subject for the Broadway Maintenance District. According to the Treasurer's office, these 1996 fees totaled $35,957, and were paid in 1997. Therefore, the subject's total 1996 tax liability was $581,054. We have projected the 1997 taxes to remain flat at $581,054. Thereafter, taxes in future years are projected to increase at 3.5 percent annually.

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

                                                                          ZONING
================================================================================

      The subject property remains zoned B-4, General Business, by the City and County of Denver. This district allows for a variety of commercial uses, including retail. The property is part of the Broadway Marketplace, a planned building group (PBG), approved by Denver.

      We are not experts in the interpretation of complex zoning ordinances. The subject has been constructed within the confines of the B-4 regulations. As such, we assume that all general requirements have been met and that the existing as well as the proposed improvements conform to code.

      We know of no deed restrictions, private or public, that further limit the subject property's use. The research required to determine whether or not such restrictions exist, however, is beyond the scope of this appraisal assignment. Deed restrictions are a legal matter and only a title examination by an attorney or title company can usually uncover such restrictive covenants. Thus, we recommend a title search to determine if any such restrictions do exist.

================================================================================


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                                                            HIGHEST AND BEST USE
================================================================================

As Vacant

      The site is large enough to accommodate a variety of uses, including office and retail development. Its street frontage and good access further support this view. All utilities are available and the site which is relatively level. Overall, the site appears to have no physically limiting conditions.

      The B-4 designation is designed primarily for commercial utilization. Based on the site's size and layout, with consideration given to parking constraints, a shopping center of similar size to the existing improvements may be a permitted use. Due to the site's frontage and proximity to other commercial uses, we believe that retail uses would be a legally conforming use for the site.

      The retail market is improving and is generally in equilibrium in many markets. In addition, we see no significant changes in the local demographics which might threaten the economic viability of the subject site.

      The last test of highest and best use is that of maximum productivity. In this case, the site is located in a central urbanized area of the city. Existing neighborhood uses further compliment the site. The subject's size, location and proximity to regional road networks and residential nodes, lead us to the conclusion that the Highest and Best Use for the subject property, as if vacant, would be for a new shopping center.

Highest and Best Use As Improved

      An alternative use would not be economically justifiable and, as a result, fail the test of financial feasibility and maximum productivity. In our opinion, no other use of the site would provide as great a return. Therefore, we have concluded that the highest and best use of the site as improved is for retail utilization as a shopping center.

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                                                               VALUATION PROCESS
================================================================================

      Appraisers typically use three approaches in valuing real property: The Cost Approach, the Income Approach and the Sales Comparison Approach. The type and age of the property and the quantity and quality of data effect the applicability in a specific appraisal situation. The Sales Comparison and Income Approaches will be used in this appraisal. A Cost Approach was utilized in the original report, but will not be repeated in this valuation. The estimation of obsolescence for functional and economic conditions as well as depreciation on improvements makes this approach sometime problematic. Furthermore, the Cost Approach fails to fully consider the value of anchor store commitments and the difficulty of site assemblages for such properties. As such, the Cost Approach will not be employed in this analysis due to the fact that the marketplace does not rigidly trade leased shopping centers on a cost/value basis.

      By definition, the subject property is considered an income/investment property. Therefore, the Income Approach has been emphasized as our primary methodology for this valuation. This valuation concludes with a final estimate of the subject's market value based upon the total analysis as presented herein.

      The subject property includes an excess developable site that could be developed with a 22,100 square foot retail building (with one or two stores). The incremental value of this site is estimated in the following section and will be added to the value indications by the Sales Comparison and Income Approaches.

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                                                           EXCESS LAND VALUATION
================================================================================

      The subject property includes a land parcel adjacent to one of the in-line shop buildings. It is identified as 'future anchor' on the Site Plan in the Description of Property section earlier in the report. The site is ready to build and is expected to be developed by the owner with a +/-22,100-square-foot retail building. We believe a prospective buyer would place additional value to this developable site, as it could be leased or sold to a prospective retailer(s).

      We have updated our land valuation of the excess buildable site with two recent land sales in the Denver Metro Area of sites that have been built with big-box retailers. The sales are described in the following chart and indicate a relatively tight range of sale prices based on each site's buildable area.

================================================================================
                         Big Box Site Sales Summary
================================================================================
    Proposed Retailer/       Sale                   Land Area/     Price PSF
        Location             Date    Sales Price     Bldg Area    Building Area
================================================================================
DSW Shoe Store/              12/96    $1,361,300    2.39 Ac/         $54.45

NWC Chester/Yosemite                                25,000 SF

Lone Tree
--------------------------------------------------------------------------------
Circuit City                 5/96     $1,700,000    3.88 Ac/         $51.52

SWC S. Wadsworth/Belleview                          33,000 SF

Denver
================================================================================

      The range supports our previous valuation of $50.00 per square foot of buildable area. Applying this value to the 22,100 square foot buildable site results in the following value range:

      22,100 SF    x    $50.00/SF  =    $1,105,000
                                        $1,100,000 (rounded)

      The value of this excess site will be added to the value indications by the other approaches.

                        Value of Excess Developable Site
                                   $1,100,000

================================================================================


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                                                       SALES COMPARISON APPROACH
================================================================================

      The most widely-used and market-oriented unit of comparison for properties such as the subject is the sale price per square foot of gross leasable area
(GLA) purchased and the overall capitalization rate extracted from an analysis of the sale.

      The chart of the Following Page presents an overview of the improved property sales used in this analysis.

Overview of Sales

      The negotiated sale price of comparable properties tends to set a range in which the value of the subject will usually fall. In total, ten comparable sales have been analyzed for this analysis. These represent large community and power center sales in the south, northwest, southeast, southwest, and eastern regions of the United States. The sales range between $60.26 and $131.15 per square foot of GLA sold with overall capitalization rates ranging from a low of 9.15 percent to a high of 10.50 percent. These transactions occurred between November 1995 and June 1997 (pending), with the majority of sales taking place over the past 12 months.

      For the ten sales surveyed, the mean overall sale price is calculated to be $35,200,000 (rounded). The mean gross leasable area sold is 378,818 square feet, with the mean overall price per square foot calculated at $96.04 per square foot. Finally, the survey shows a mean NOI of $9.45 per square foot, with an overall capitalization rate of 9.84 percent.

      As can be seen, the sales vary from property to property, based on various characteristics of each property. Some of the most notable differences between the comparable sales include site coverage, anchor GLA as a component of GLA sold, occupancy, tenant merchandising and anchor credit, and the net operating income achieved per square foot.

Analysis of Sales

      The major elements of comparison for an analysis of this type include the property rights conveyed, the financial terms incorporated into a particular transaction, the conditions or motivations surrounding the sale, changes in market conditions since the sale, the location of the real estate, its physical traits and the economic characteristics of the property. The first adjustment made to the market data takes into account differences between the subject property and the comparable property sales with regard to the legal interest transferred. Advantageous financing terms or peculiar conditions of sale are then adjusted to reflect a normal market transaction. Next, changes in market condition must be accounted, thereby creating a time adjusted normal unit of comparison. Lastly, adjustments for location, the physical traits, and the economic characteristics of the market data are made in order to generate the final adjusted unit rate which is appropriate for the subject property.

================================================================================


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

================================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.

-------------------------------------------------------------------------------------------------------------------------------

Sale                                        Sale     Yr Built/                      Site Area      Site       GLA       Anchor
 No.        Name/Location                   Date     Condition     Sale Price       (Sq. Ft.)    Coverage     Sold       GLA
===============================================================================================================================
 1   International Drive Value Ctr.       Pending       1995      $20,877,000         984,456      18.9%     186,081   148,274
     International Drive & Touch One       Jun-97     Excellent
     Orange County                       Agreement
     Orlando, Florida                      Mar-97
-------------------------------------------------------------------------------------------------------------------------------
 2   Smoketown Station                     May-97       1994      $46,500,000       2,350,062      20.0%     469,392   211,226
     Prince William Pkwy & Worth                        Good
     Prince William County,
     Woodbridge, Virginia
-------------------------------------------------------------------------------------------------------------------------------
 3   Aboretum Crossing (Phs. I)           Pending       1996      $24,000,000         784,000      23.3%     183,000   154,000
     U.S. Highway 183 &                    Jan-97     Excellent
     N. Mopac Blvd.
     Austin, Texas
-------------------------------------------------------------------------------------------------------------------------------
 4   Jantzen Beach Supercenter             Dec-96      1972/96    $76,500,000       2,938,558      26.8%     788,826   663,404
     N. Jantzen Dr & N. Center Ave                      Good
     Portland, Oregon

-------------------------------------------------------------------------------------------------------------------------------
 5   Lawrenceville Market Center           Nov-96       1995      $34,600,000              --        --      499,129   459,209
     Ga. 316 & GA. 120                                Excellent
     Lawrenceville, Georgia

-------------------------------------------------------------------------------------------------------------------------------
 6   Centennial Plaza                      Nov-96       1992      $16,700,000         862,000      27.1%     234,000   199,000
     N.W. 59 & May Avenue                               Good
     Oklahoma City, Oklahoma

-------------------------------------------------------------------------------------------------------------------------------
 7   Preston Shepard Place                 Jul-96       1995      $46,800,000       1,359,072      26.7%     363,256   265,837
     SWC/Preston & Park Blvd.                         Excellent
     Colling County,
     Plano, Texas
-------------------------------------------------------------------------------------------------------------------------------
 8   White Turkey Plaza                    Mar-95    1972/82/93   $14,375,000         737,906      20.0%     147,396   122,052
     NEC/Federal & Candlewood Lake                      Good
     Fairfield County,
     Brookfield, Connecticut
-------------------------------------------------------------------------------------------------------------------------------
 9   Scottsdale Fiesta                     Dec-95      1995/96    $46,000,000              --        --      491,000   440,000
     S/E/C Shea Blvd. &                               Excellent
     Pina Co. Road
     Scottsdale, Arizona
-------------------------------------------------------------------------------------------------------------------------------
 10  Center at Baybrook                    Nov-95      1985/93    $25,675,000       1,742,535      24.5%     426,097   372,987
     NEC/Medical Ctr. Blvd. & I-45                      Good
     Houston
     Webster, Texas
===============================================================================================================================
     Survey High:                                                 $76,500,000       2,938,558        --      788,826   663,404
     Survey Low:                                                  $14,375,000         737,906        --      147,396   122,052
===============================================================================================================================
     Survey Average:                                              $35,202,700       1,469,824      25.8%     378,818   303,599
===============================================================================================================================


------------------------------------------------------------------------------------------------------------------------
                                          Anchor      Sale
Sale                                      GLA as      Price/           NOI/
 No.        Name/Location               % of Total    Sq.Ft.          Sq.Ft    OAR          Anchor Tenants
========================================================================================================================
 1   International Drive Value Ctr.       79.7%      $112.19         $11.21    9.99%     Bed Bath & Beyond,
     International Drive & Touch One                                                     Ross, Old Navy, T.J.
     Orange County                                                                       Maxx, Books-A-Million,
     Orlando, Florida                                                                    Shoe Carnival
------------------------------------------------------------------------------------------------------------------------
 2   Smoketown Station                    45.0%       $99.06         $10.13   10.23%     Lowe's Home Center,
     Prince William Pkwy & Worth                                                         Shoppers Food Whse,
     Prince William County,                                                              Best Buy
     Woodbridge, Virginia
------------------------------------------------------------------------------------------------------------------------
 3   Aboretum Crossing (Phs. I)           84.2%      $131.15         $13.70   10.45%     Circuit City, Cost Plus,
     U.S. Highway 183 &                                                                  Baby Superstore, Design
     N. Mopac Blvd.                                                                      Shoe Whse, Just for
     Austin, Texas                                                                       Feet, Mikasa
------------------------------------------------------------------------------------------------------------------------
 4   Jantzen Beach Supercenter            84.1%       $96.98          $8.87    9.15%     Kmart, HomeDepot, Toys
     N. Jantzen Dr & N. Center Ave                                                       R Us, REI, Ross, Comp.
     Portland, Oregon                                                                    City, Copelands, Linens,
                                                                                         Old Navy, Barnes & Noble
------------------------------------------------------------------------------------------------------------------------
 5   Lawrenceville Market Center          92.0%       $69.32          $6.59    9.50%     Target*, Home Depot*,
     Ga. 316 & GA. 120                                                                   AMC, Goody's, Linens N
     Lawrenceville, Georgia                                                              Things, Marshalls, MJ
                                                                                         Design, PetsMart
------------------------------------------------------------------------------------------------------------------------
 6   Centennial Plaza                     85.0%       $71.37          $7.49   10.50%     Home Depot, Best Buy,
     N.W. 59 & May Avenue                                                                Home Place
     Oklahoma City, Oklahoma

------------------------------------------------------------------------------------------------------------------------
 7   Preston Shepard Place                73.2%      $128.83         $12.11    9.40%     Marshalls, Steinmart,
     SWC/Preston & Park Blvd.                                                            Office Depot, Baby
     Colling County,                                                                     Superstore, MJ Des.,
     Plano, Texas                                                                        Borders, HomePlace
------------------------------------------------------------------------------------------------------------------------
 8   White Turkey Plaza                   82.8%       $97.53          $9.00    9.22%     OfficeMax, The Wiz,
     NEC/Federal & Candlewood Lake                                                       Waldbaums, T.J. Maxx
     Fairfield County,
     Brookfield, Connecticut
------------------------------------------------------------------------------------------------------------------------
 9   Scottsdale Fiesta                    89.6%       $93.69          $9.37   10.00%     HomeBase, Kmart,
     S/E/C Shea Blvd. &                                                                  OfficeMax, Smith's,
     Pina Co. Road                                                                       Barnes & Noble, Comp
     Scottsdale, Arizona                                                                 USA, Linens, PetSmart
------------------------------------------------------------------------------------------------------------------------
 10  Center at Baybrook                   87.5%       $60.26          $6.03   10.00%     Builder's Sq., Bed
     NEC/Medical Ctr. Blvd. & I-45                                                       Bath Beyond, Osh-
     Houston                                                                             mans, SteinMart,
     Webster, Texas                                                                      Best Buy, Sears
========================================================================================================================
     Survey High:                            --      $131.15         $13.70   10.50%                   --
     Survey Low:                             --       $60.26          $6.03    9.15%                   --
========================================================================================================================
     Survey Average:                      80.1%       $96.04          $9.45    9.84%                   --
========================================================================================================================


------------------------------------------------------------------------------------------------

Sale                                    Occupancy
 No.        Name/Location                At Sale                  Comments
================================================================================================
 1   International Drive Value Ctr.       100.0%     New power-oriented center in tourist
     International Drive & Touch One                 area. Incl. $650,000 outpad site. Anchor
     Orange County                                   rents $10/sf; in-line $15/sf. IRR appx.
     Orlando, Florida                                11.0%; term. cap 10.0%.
------------------------------------------------------------------------------------------------
 2   Smoketown Station                     95.0%     Ctr. abuts Potomac Mills Mall in retail
     Prince William Pkwy & Worth                     hub for county. Anchor rents $8.40/sf; in-
     Prince William County,                          line $14-$19/sf. Other majors incl.
     Woodbridge, Virginia                            KidsRUs, PetSmart, SuperCrown.
------------------------------------------------------------------------------------------------
 3   Aboretum Crossing (Phs. I)            98.0%     Presale or promotional center. Sale
     U.S. Highway 183 &                              expected to close by Jan. 31, 1997.
     N. Mopac Blvd.                                  REIT purchase based on direct cap.
     Austin, Texas
------------------------------------------------------------------------------------------------
 4   Jantzen Beach Supercenter             97.0%     Redevelopment of a failed mall. Mont-
     N. Jantzen Dr & N. Center Ave                   gomery Ward & Kmart anchor enclosed
     Portland, Oregon                                mall of 87,500 square feet. Montgomery
                                                     Ward on ground lease.
------------------------------------------------------------------------------------------------
 5   Lawrenceville Market Center          100.0%     Cash acquisition by Equitable Real
     Ga. 316 & GA. 120                               Estate Investment Management.
     Lawrenceville, Georgia                          * Ground Lease

------------------------------------------------------------------------------------------------
 6   Centennial Plaza                      93.0%     Buyer uses direct cap only for under-
     N.W. 59 & May Avenue                            writing. Terms included assumption of
     Oklahoma City, Oklahoma                         $11.8 million existing loan at 9.0%-
                                                     9.25% interest. REIT buyer.
------------------------------------------------------------------------------------------------
 7   Preston Shepard Place                100.0%     New ctr. In affluenct area. Traffic counts
     SWC/Preston & Park Blvd.                        > 37,000 & 45,000/day. Buyer used
     Colling County,                                 10.5% IRR & 9.25% terminal cap in
     Plano, Texas                                    analysis. Avg. rent = $15.73/sf.
------------------------------------------------------------------------------------------------
 8   White Turkey Plaza                    99.0%     Property does not have anchor > 50,000
     NEC/Federal & Candlewood Lake                   sf but has good juniors. In-line rents are
     Fairfield County,                               $9-$18/sf; Wiz & OfficeMax $13.50/sf;
     Brookfield, Connecticut                         TJMaxx & Wald. Below market.
------------------------------------------------------------------------------------------------
 9   Scottsdale Fiesta                    100.0%     Separate take down of Home Base as of
     S/E/C Shea Blvd. &                              3/96. Total transaction contracted 12/95.
     Pina Co. Road                                   New center in developing area.
     Scottsdale, Arizona
------------------------------------------------------------------------------------------------
 10  Center at Baybrook                    99.0%     Former mall renovated/converted in
     NEC/Medical Ctr. Blvd. & I-45                   1993. Good location, exposure. Anchors
     Houston                                         generate over 90% of minimum rent. Avg
     Webster, Texas                                  in-line rent=$12.03/sf.
================================================================================================
     Survey High:                         100.0%
     Survey Low:                           93.0%
================================================================================================
     Survey Average:                       98.1%
================================================================================================

                                                       Sales Comparison Approach
================================================================================

Property Rights Conveyed

        All of the sales utilized in this analysis involved the transfer of the leased fee interest in the real property. We believe, then, that no adjustment to the market data is necessary for the property rights conveyed.

Financial Terms

        To the best of our knowledge, all of the sales utilized in this analysis were accomplished with cash and/or cash and market oriented financing. Therefore, no adjustment for financial terms is required for the comparables.

Conditions of Sale

        All sales used in this analysis are considered to be "arms-length" market transactions between both knowledgeable buyers and sellers on the open market. Therefore, no adjustment for conditions of sale are required for the comparables.

Market Conditions

        High vacancy rates, declining rental and growth rates, expected expense growth, and an abundance of competition, combined with competition from alternative investments and general lack of financing, have served to depress the market for retail space. For this reason, negative adjustments might be considered appropriate for older sales in this analysis.

        Still, well performing retail projects have become an attractive investment to such entities as foreign and domestic insurance companies, pension funds and syndication's. Moreover, the majority of sales presented have all taken place within the last 12 months. Adjustments for market conditions are difficult at best in this kind of analysis. Thus, no market condition adjustments would be considered necessary in this instance.

Location

        An adjustment for location may be required when the locational characteristics of a comparable property are different from those of the subject property. Adjustments of this sort are difficult as well. Without a better analysis of comparable trade areas and sales averages at the sale properties, adjustments of this sort are virtually impossible. As discussed in the "Regional" and "Retail Market" sections of this report, Denver has been the recipient of significant growth and is poised for continued vitality into the foreseeable future. As the subject is an infill redevelopment, its trade area has limited power center-type competition, however, it also has limited potential in terms of increased population and household growth.

        It is noted that several of the sales are located in areas which are experiencing somewhat better population and income growth, which would be considered superior to the subject location. Likewise, some of the properties are in markets which are experiencing either negative or slower growth and could be considered inferior to the subject. Several of the properties are also situated in significantly smaller trade areas/regions which would be considered inferior to Denver.

================================================================================


                                       32
                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       Sales Comparison Approach
================================================================================

Physical Traits

        Most sales presented were constructed during the mid-1980s to the early 1990s with the exception of a portion of Sale Nos. 4 and 8. All sales were considered to be in good to excellent condition at sale and no measurable physical adjustments can be readily quantified.

Economic Characteristics

        In order to quantify the appropriate adjustments to the indicated per square foot unit values, we compare the subject's first year projected net operating income per square foot to the pro-forma income of the individual sale properties. The table below adjusts each property's sale price per square foot on this basis. The derivation of the subject's projected first year net operating income (FY 1998 $9.08 per square foot) is presented in the "Income Approach" section of this report and is based on first year NOI.

================================================================================
                        Price Per SQ/FT: Adjustment Chart
================================================================================
                 Comp.
                 Sale       Subject         Adjust.  Unadjust.      Adjust.
   Sale No.     NOI/SF      NOI/SF          Factor   Unit Price   Unit Price
================================================================================
      1       $   11.21    $   9.08         0.8100  $   112.19    $   90.87
--------------------------------------------------------------------------------
      2       $   10.13    $   9.08         0.8963  $    99.06    $   88.79
--------------------------------------------------------------------------------
      3       $   13.70    $   9.08         0.6628  $   131.15    $   86.93
--------------------------------------------------------------------------------
      4       $    8.87    $   9.08         1.0237  $    96.98    $   99.28
--------------------------------------------------------------------------------
      5       $    6.59    $   9.08         1.3778  $    69.32    $   95.51
--------------------------------------------------------------------------------
      6       $    7.49    $   9.08         1.2123  $    71.37    $   86.52
--------------------------------------------------------------------------------
      7       $   12.11    $   9.08         0.7498  $   128.83    $   96.60
--------------------------------------------------------------------------------
      8       $    9.00    $   9.08         1.0089  $    97.53    $   98.40
--------------------------------------------------------------------------------
      9       $    9.37    $   9.08         0.9691  $    93.69    $   90.79
--------------------------------------------------------------------------------
     10       $    6.03    $   9.08         1.5058  $    60.26    $   90.74
================================================================================
 Survey
  Mean:       $    9.45    $   9.08         0.9608  $    96.04    $   92.28
================================================================================

        After adjustments for these economic differences, the sales presented reflect a range from approximately $87 to $99 per square foot with a mean of approximately $92 per square foot.

        The subject is viewed as being the dominant power/community center in an area with good demographics and traffic counts, and limited competition. It is 100 percent leased. Some upside exists through the potential for overage rents as the center matures. Considering the characteristics of the subject relative to the above, we believe that a unit range of $90 to $95 per square foot is appropriate. Applying this unit rate range to 369,368 owned square feet results in a value of approximately $33,250,000 to $35,100,000 for the subject property.

        Based upon a net income of $3,353,795, a range of overall capitalization rates extending from 9.55 to 10.09 percent is generated by the indicated value. This range is considered to be reasonable for a property of the subject's caliber and rent growth potential.

================================================================================


                                       33
                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       Sales Comparison Approach
================================================================================

Conclusion

        To this range, the indicated value of the excess land must be added. Therefore, in light of the above, it is our opinion that the Sales Comparison Approach indicates a market value for the subject in the range of Thirty-Four Million Three Hundred Fifty Thousand Dollars ($34,350,000) to Thirty-Six Million Two Hundred Thousand Dollars ($36,200,000).

================================================================================


                                       34
                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================

ANNUAL CASH FLOW REPORT
Broadway Marketplace (Denver, Colorado)
Cushman & Wakefield, Inc.

================================================================================

                         FY         1998         1999          2000          2001           2002           2003           2004

   INCOME

     Minimum Rent
     Anchors                     $2,884,465   $2,884,465    $2,900,858    $2,910,523     $2,910,523     $2,910,523     $2,910,523
     In-Line Shops                 $678,303     $700,968      $732,060      $746,946       $760,632       $774,971       $792,578
                                   --------     --------      --------      --------       --------       --------       --------
     Total Minimum Rent          $3,562,768   $3,585,433    $3,632,918    $3,657,469     $3,671,155     $3,685,494     $3,703,101

     Recoveries
     Common Area Maint.            $295,539     $305,567      $315,993      $326,845       $338,144       $349,836       $361,771
     Insurance                      $77,497      $80,209       $83,006       $86,476        $89,795        $92,939        $96,192
     Real Estate Taxes             $571,383     $583,047      $603,213      $624,086       $645,930       $968,539       $691,936
                                   --------     --------      --------      --------       --------       --------       --------
     Total Recoveries              $944,419     $968,823    $1,002,212    $1,037,407     $1,073,869     $1,111,314     $1,149,899

      Gross Rental Income        $4,507,187   $4,554,256    $4,635,130    $4,694,876     $4,745,024     $4,796,808     $4,853,000

      Vacancy/Credit Loss          ($58,894)    ($60,779)     ($63,332)     ($64,801)      ($66,203)      ($67,645)      ($69,330)
                                   --------     --------      --------      --------       --------       --------       --------

      Total Income               $4,448,293   $4,493,477    $4,571,798    $4,630,075     $4,678,821     $4,729,163     $4,783,670

   EXPENSES

     Common Area Maint.            $285,717     $295,717      $306,067      $316,779       $327,866       $339,342       $351,219
     Insurance                      $84,184      $87,131       $90,180       $93,337        $96,604        $99,985       $103,484
     Real Estate Taxes             $581,054     $592,917      $613,669      $635,148       $657,378       $680,386       $704,200
     Owner's Expenses               $18,846      $19,506       $20,189       $20,895        $21,627        $22,384        $23,167
     Management Fee                $124,697     $125,490      $127,152      $128,011       $128,490       $128,992       $129,609
                                   --------     --------      --------      --------       --------       --------       --------

     Total Expenses              $1,094,498   $1,120,761    $1,157,257    $1,194,170     $1,231,965     $1,271,089     $1,311,679

     Net Operating Income        $3,353,795   $3,372,716    $3,414,541    $3,435,905     $3,446,856     $3,458,074     $3,471,991

     Alterations                         $0           $0        $1,339        $6,116             $0             $0         $3,181
     Commissions                         $0           $0        $2,089        $9,540             $0             $0         $4,962
     Structural Reserve             $36,939      $38,231       $39,570       $40,954        $42,388        $43,871        $45,407
                                    -------      -------       -------       -------        -------        -------        -------
     Total                          $36,939      $38,231       $42,998       $56,610        $42,388        $43,871        $53,550

     CASH FLOW                   $3,316,856   $3,334,485    $3,371,543    $3,379,295     $3,404,468     $3,414,203     $3,418,441

                         FY            2005          2006          2007          2008

   INCOME

     Minimum Rent
     Anchors                        $2,927,959    $2,938,146    $2,938,146    $2,938,146
     In-Line Shops                    $831,971      $854,459      $870,193      $886,564
                                       -------       -------       -------       -------
     Total Minimum Rent             $3,759,930    $3,792,605    $3,808,339    $3,824,710

     Recoveries
     Common Area Maint.               $377,204      $390,828      $404,263      $418,165
     Insurance                         $99,814      $103,364      $106,982      $110,725
     Real Estate Taxes                $716,153      $741,219      $767,162      $794,011
                                      --------      --------      --------      --------
     Total Recoveries               $1,193,171    $1,235,411    $1,278,407    $1,322,901

      Gross Rental Income           $4,953,101    $5,028,016    $5,086,746    $5,147,611

      Vacancy/Credit Loss             ($72,787)     ($74,898)     ($76,505)     ($78,174)
                                      --------      --------      --------      --------

      Total Income                  $4,880,314    $4,953,118    $5,010,241    $5,069,437

   EXPENSES

     Common Area Maint.               $363,511      $376,234      $389,402      $403,031
     Insurance                        $107,106      $110,855      $114,735      $118,750
     Real Estate Taxes                $728,847      $754,356      $780,759      $808,085
     Owner's Expenses                  $23,978       $24,817       $25,686       $26,585
     Management Fee                   $131,598      $132,741      $133,292      $133,865
                                      --------      --------      --------      --------

     Total Expenses                 $1,355,040    $1,399,003    $1,443,874    $1,490,316

     Net Operating Income           $3,525,274    $3,554,115    $3,566,367    $3,579,121

     Alterations                       $15,277        $7,263            $0            $0
     Commissions                       $23,833       $11,331            $0            $0
     Structural Reserve                $46,996       $48,641       $50,344       $52,106
                                       -------       -------       -------       -------
     Total                             $86,106       $67,235       $50,344       $52,106

     CASH FLOW                      $3,439,168    $3,486,880    $3,516,023    $3,527,015

================================================================================

                                                                 INCOME APPROACH
================================================================================

        On the facing page is a summary of the expected annual cash flows from the operation of the subject over the stated investment holding period. In this valuation of Broadway Marketplace, we have utilized a 10 year holding period for the investment with the cash flow analysis commencing on August 1, 1997. Following is a detailed discussion of the components which form the basis of this analysis.

Potential Gross Revenues

        In the initial year of the investment, fiscal year 1998, it is projected that the subject property will generate approximately $4,448,293 in potential gross revenues, equivalent to $12.04 square foot of total appraised GLA of 369,386 square feet. These forecasted revenues may be allocated to the following components:


================================================================================
                              Broadway Marketplace
                                 Revenue Summary
                      Initial year of Investment - FY 1998
================================================================================
  Revenue Component           Amount         Unit Rate          Income Ratio
================================================================================
       Minimum Rent        $3,562,768         $ 9.65                80.1%
--------------------------------------------------------------------------------
       Overage Rent        $        0         $    0                   0%
--------------------------------------------------------------------------------
 Expense Recoveries        $  944,419         $ 2.56                21.2%
--------------------------------------------------------------------------------
  Vacancy Allowance       ($   58,894)       ($ 0.16)               (1.3%)
================================================================================
              Total        $4,448,293         $12.04               100.0%
================================================================================

        Minimum Rental Income

        Rent from the tenants consists of contractual obligations of the space leases. Aggregate rent in the initial year of the holding period is shown to be $3,562,768 or $9.65 per square foot based upon a total appraisal GLA of 369,386 square feet.

Analysis of Market Leases

        A survey of local retail properties is presented on Table A for comparison with the subject property. These are several community/power retail centers of various sizes and quality located throughout the Denver area. Most are located along major arterials in areas of commercial-retail development. All rates compiled are triple net whereas tenants pay a pro-rata share of common area maintenance charges.

        In-line Lease 1 is Towne Center at Brookhill in the northwest sector of the DMA. This center is not too far from a super-regional mall and is located in a very strong retail corridor in a growing suburban market. Occupancy has increased from 7 to 18.4 percent, due to the vacancy of a furniture big box store. Rental rates remaining at $12.00 to $14.00 per square foot, net, depending upon location. The CAM charge is currently at $4.58 per square foot.

        In-line Lease 2 is the Edgewater Marketplace in an urban setting three miles west of downtown. This 265,000-square-foot power center has three anchors, and is more of a community center. This center has significantly more competition and has inferior income levels. A recent lease was at $12.00 per square foot. Rates have increased in this center. The CAM charge is $3.40 per square foot. The center is 100 percent occupied.

================================================================================


                                       35
                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================
TABLE A
LOCAL RETAIL RENT COMPARABLES
Cushman & Wakefield, Inc.
================================================================================

==================================================================================================================================
                                       Year     Building   Site Area/   Vacant SF/                           Anchor    Anchor SF
No.               Name/Location        Built      Area     Land-Bldg      Rate               Anchors          Sq.Ft.    % of GLA
==================================================================================================================================
Subj  Broadway Marketplace            1993-95    369,386     38.59           0     Sam's Club                114,057    86.19%
      SWC Alameda Avenue and                                  4.55        0.0%     KMart                     107,806
      Broadway                                                                     Albertson's                50,645
      Denver, Colorado                                                             PepBoys                    22,356
                                                                                   OfficeMax                  23,500
                                                                                   ---------                  ------
                                                                                   Total                     318,364
----------------------------------------------------------------------------------------------------------------------------------
1     Towne Center at Brookhill        1986-     505,000       n/a      92,720     Former Levitz Furnitur     68,550    60.73%
      88th Avenue and Wadsworth        1993                    n/a       18.4%     Burlington Coat Factor     79,750
      Westminster, Colorado                                                        Service Merchandise        51,850
                                                                                   Gart Bros. Sporting        15,100
                                                                                   Phar-Mor                   55,000
                                                                                   Office Depot               36,416
                                                                                   ------------               ------
                                                                                   Total                     306,666
----------------------------------------------------------------------------------------------------------------------------------
2     Edgewater Marketplace            1987      265,000       n/a           0     Builder's Square           80,000    65.66%
      20th Avenue and Sheridan Blv                             n/a        0.0%     Cub Foods                  70,000
                                                                                   Saver's                    24,000
                                                                                   -------                    ------
                                                                                   Total                     174,000
----------------------------------------------------------------------------------------------------------------------------------
3     Southwest Commons                1987      300,000      32.0           0     Hobby Lobby                34,000    65.17%
      S. Wadsworth Blvd and                                   4.65        0.0%     KMart                      86,500
      Bowles Avenue                                                                Service Merchandise        50,000
      Littleton, Colorado                                                          Fred Schmid                25,000
                                                                                   -----------                ------
                                                                                   Total                     195,500
----------------------------------------------------------------------------------------------------------------------------------
4     Arvada Marketplace               1986      456,000      58.0      15,000     HomeClub                  100,000    64.65%
      I-70 and N. Wadsworth Blvd.                             5.54        3.3%     Sam's Club                101,800
      Arvada, Colorado                                                             Gart Sports                68,000
                                                                                   Office Depot               25,000
                                                                                   ------------               ------
                                                                                   Total                     294,800
==================================================================================================================================
      Total                                    1,895,386       143     107,720                                 #REF!     #REF!
                                                              5.55        5.7%
==================================================================================================================================

=======================================================================================================================
                                      Outpad   In-Line           Vacant      Square    Asking      NNN       Free Rent/
No.               Name/Location        Devel.  Rents/sf          Suites       Feet      Rate      Charges        Term
=======================================================================================================================
Subj  Broadway Marketplace             Yes      $10-16/sf             --            --      --      $3.50         --
      SWC Alameda Avenue and                                                                     Estimate
      Broadway
      Denver, Colorado



-----------------------------------------------------------------------------------------------------------------------
1     Towne Center at Brookhill        Yes      $12-14/sf      Available    < 3,000 SF  $12.00      $4.58  Not typical/
      88th Avenue and Wadsworth                                                         $14.00                   5 yrs.
      Westminster, Colorado                                    Rent difference depends on loation





-----------------------------------------------------------------------------------------------------------------------
2     Edgewater Marketplace            Yes         $12/sf             --            --      --      $3.40         None/
      20th Avenue and Sheridan Blv                 Recent                                                      3-5 yrs.


-----------------------------------------------------------------------------------------------------------------------
3     Southwest Commons                Yes      $11-18/sf             --            --      --      $4.12       Negot./
      S. Wadsworth Blvd and                                                                                    3-5 yrs.
      Bowles Avenue
      Littleton, Colorado


-----------------------------------------------------------------------------------------------------------------------
4     Arvada Marketplace               Yes         $13.50      Available       < 3,000  $13.50      $2.88       Negot./
      I-70 and N. Wadsworth Blvd.                                                                                5 yrs.
      Arvada, Colorado



=======================================================================================================================
      Total                                         $8.00                                $8.00      $2.16       Negot./
                                                   $18.00                               $14.00      $4.48      3-5 yrs.
=======================================================================================================================

================================================================================
TABLE B
COMPARABLE ANCHOR LEASES
Cushman & Wakefield, Inc.
================================================================================

====================================================================================================================================
                                Year    Building         Anchor            Anchor            Opt-    Annual     Rent     %   Escal-
No.       Name/Location        Opened    Area            Tenant            Sq.Ft.   Term    tions     Rent     Per SF   Rent ations
====================================================================================================================================
Subj. Broadway Marketplace      1994    369,308  Sam's Club               114,057   25 yrs.   Yes  $1,084,701   $9.51  0.50%   Flat
      SWC Alameda Avene and                      KMart                    107,806   25 yrs.   Yes  $1,010,000   $9.37  1.00%   Flat
      Broadway                                   PepBoys (ground lease)    22,356   20 yrs.   Yes    $143,302   $6.41    n/a    Yes
      Denver, Colorado                           Albertson's               50,645   25 yrs.   Yes    $399,671   $7.89    n/a   Flat
                                                 OfficeMax                 23,500   15 yrs.   Yes    $246,750  $10.50    n/a    Yes
                                                 ---------                 ------   -------   ---    --------  ------    ---    ---
                                                 Total                    318,364                  $2,884,424   $9.06
------------------------------------------------------------------------------------------------------------------------------------
1     Confidential           Mid-1990's 350,000  CompUSA                   25,600   15 yrs.   Yes    $307,200  $12.00     No    Yes
      Denver Metro Area                          Circuit City              42,721   15 yrs.   Yes    $446,862  $10.46     No    Yes
                                                 HomePlace                 53,000   15 yrs.   Yes    $564,450  $10.65  2.00%    Yes
                                                 Office Depot              30,000   15 yrs.   Yes    $307,500  $10.25     No    Yes
                                                 Baby Superstore           40,000   10 yrs.   Yes    $338,000   $8.45  2.00%    Yes
                                                 Barnes & Noble            30,000   15 yrs.   Yes    $385,500  $12.85     No    Yes
                                                 --------------            ------   -------   ---    --------  ------     --    ---
                                                 Total                    221,321                  $2,349,512  $10.62
------------------------------------------------------------------------------------------------------------------------------------
2     Confidential           Mid-1990's 140,000  Home Express              23,000   15 yrs.   n/a    $218,500   $9.50    n/a    Yes
      Denver Metro Area                          PetsMart                  25,416   20 yrs.   n/a    $259,243  $10.20    n/a    Yes
                                                 Computer City             40,000   15 yrs.   n/a    $370,000   $9.25    n/a    Yes
                                                 Best Buy                  51,000   15 yrs.   n/a    $515,100  $10.10    n/a    Yes
                                                 --------                  ------   -------   ---    --------  ------    ---    ---
                                                 Total                    139,416                  $1,362,843   $9.78
------------------------------------------------------------------------------------------------------------------------------------
3     Confidential              1997    250,000  OfficeMax                 30,000   15 yrs.   n/a    $376,500  $12.55    n/a    n/a
                                                 King Soopers              65,000   15 yrs.   n/a    $682,500  $10.50    n/a    n/a
                                                 HomePlace                 53,000   15 yrs.   n/a    $768,500  $14.50    n/a    n/a
                                                 ---------                 ------   -------   ---    --------  ------    ---    ---
                                                 Total                    148,000                  $1,827,500  $12.35
------------------------------------------------------------------------------------------------------------------------------------
4     Confidential              1997    400,000  SoundTrack                40,647   15 yrs.   n/a    $414,599  $10.20    n/a    n/a
      Denver Metro Area                          Bed Bath & Beyond         35,758   15 yrs.   n/a    $348,641   $9.75    n/a    n/a
                                                 OfficeMax                 23,313   15 yrs.   n/a    $221,474   $9.50    n/a    n/a
                                                 Barnes & Noble            26,348   15 yrs.   n/a    $289,828  $11.00    n/a    n/a
                                                 --------------            ------   -------   ---    --------  ------    ---    ---
                                                 Total                    126,066                  $1,274,541  $10.11
------------------------------------------------------------------------------------------------------------------------------------
5     Confidential             Planned  206,000  Home Improvement store   100,000   15 yrs.   Yes  $1,150,000  $11.50     No    Yes
      Denver Metro Area         1996             Home Furnishings          40,000   15 yrs.   Yes    $380,000   $9.50  3.00%    Yes
                                                 ----------------          ------   -------   ---    --------   -----  -----    ---
                                                 Total                    140,000                  $1,530,000  $10.93
====================================================================================================================================
      Total/Averages                    285,885                         1,093,167                 $11,228,820  $10.27
====================================================================================================================================

                                                                 Income Approach
================================================================================

        In-line Lease 3 is the Southwest Commons power center, also located in the South Wadsworth Boulevard corridor. Anchors include Kmart, Service Merchandise, Cost Plus and Fred Schmid (electronics). In-line rental rates range from $12 to $16 per square foot, depending on location. This center has been 100 percent occupied for some time. The leasing agent was uncertain, but estimated rent steps within leases would be from $0.50 to $1.00 per square foot per year. CAM charges are currently $3.74 per square foot.

        In-line Lease 4 is the Arvada Marketplace in the northwest quadrant of the DMA. This sprawling 456,000-square-foot power center also has a Sam's Club as well as an Office Depot, Garts Sports and HomeBase. Approximately 15,000 square feet is available for lease. Asking rental rates are $13.50 for smaller spaces (under 3,000 SF), with three percent bumps. The CAM charge is $2.88 per square foot. Although this center is located adjacent to I-70, its demographics are generally inferior.

        Thus, market area rental rates presented on Table A reflect a range between $12.00 and $18.00 per square foot, net, for in-line tenants. Typical leases run three to five years with $0.50 per square foot steps most common. Tenant improvement allowances are negotiable, typically ranging from as-is to $3.00 per square foot for new tenants and generally as-is for renewing tenants, although no real allowances were quoted. Free rent is also a negotiable item. Relative to the subject, these properties represent comparable power centers in the Denver area, although they are outside of the subject's influence and do not really compete with Broadway Marketplace. Although the properties vary by location and configuration with respect to the subject, the reporting lease rates generally support those at Broadway Marketplace.

Anchor Tenant Leases

        Table B presents lease rates for anchor type tenants in community and power-oriented retail centers in the Denver Metro Area. The survey has been expanded to include a larger regional scope. As can be seen, the leases typically range between $9.50 and $12.85 per square foot, with 15 to 20 year terms being typical. The overall average for nearly 1.1 million square feet surveyed is $10.27 per square foot.

        Overall, the anchor tenant leases on Table B support the subject's major tenant leases which are also arrayed on the chart.

Subject Leasing Activity

        The subject is 100 percent occupied. There are no new tenants since our last appraisal in February 1996. Table C on the following page represents leasing activity at the subject property. This summary shows initial lease rates which range from $10.00 to $16.48 per square foot for in-line tenants and $7.89 to $10.50 per square foot for anchor tenants.

Conclusion - Minimum Rent for In-Line Shops

        Broadway Marketplace is 100 percent occupied with no absorption of vacant space necessary for this analysis. As such, the subject property should remain a viable shopping destination to a healthy trade area into the foreseeable future. The majority of minimum rent is based on long-term leases by credit tenants.

================================================================================


                                       36
                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================
TABLE C
Rent Roll Summary/Subject Leasing
Cushman & Wakefield, Inc.
================================================================================

=============================================================================================================================
                                                         1996     Initial   Rent           CAM  Reimb.  Tax     Insr.
Suite                                Lease   Lease    Annualized   Rent    Escal- Over-   Admin. Mgmt. Admin.   Admin.   Op-
 No.    Tenant              Area     Begin    End        Rent    Per Sq/Ft  ation  age     Fee    Fee   Fee      Fee    tions
=============================================================================================================================
1    Sam's Club            114,057   12/93   11/18    $1,084,701    $9.51     No  0.50%    0.0%    No   0.0%     0.0%    Yes
-----------------------------------------------------------------------------------------------------------------------------
2    KMart                 107,806    4/94    3/19    $1,010,000    $9.37     No  1.00%    0.0%    No   0.0%     0.0%    Yes
-----------------------------------------------------------------------------------------------------------------------------
3    Albertson's            50,645    7/94    5/19      $399,671    $7.89     No    n/a   10.0%    No   0.0%     0.0%    Yes
-----------------------------------------------------------------------------------------------------------------------------
A100 Payless Shoesource      3,200    3/94    6/94       $48,000   $15.00     No  4.00%   10.0%    No   0.0%     0.0%    Yes
-----------------------------------------------------------------------------------------------------------------------------
A101 Beauty Smart            4,400    5/94    7/99       $58,916   $13.39    Yes  0.00%   15.0%   Yes  15.0%    15.0%    Yes
-----------------------------------------------------------------------------------------------------------------------------
A104 Fashion Bug            12,000    6/94    1/05      $120,000   $10.00     No  4.00%   10.0%    No   0.0%     0.0%    Yes
-----------------------------------------------------------------------------------------------------------------------------
A105 Sally Beauty            2,000    4/94    4/99       $28,000   $14.00     No  3.00%   15.0%   Yes   0.0%     0.0%    Yes
-----------------------------------------------------------------------------------------------------------------------------
B100 Blockbuster Video       6,481    4/94    6/99       $97,215   $15.00     No  0.00%   10.0%    No   0.0%     0.0%    Yes
-----------------------------------------------------------------------------------------------------------------------------
B200 Colorel Blinds          3,737    4/95    3/00       $52,318   $14.00    Yes  0.00%   15.0%   Yes  15.0%    15.0%    Yes
-----------------------------------------------------------------------------------------------------------------------------
B400 Party America           7,265   10/94    9/04      $101,710   $14.00    Yes  5.00%   15.0%    No   0.0%     0.0%    Yes
-----------------------------------------------------------------------------------------------------------------------------
C    OfficeMax              23,500   10/94    1/10      $246,750   $10.50    Yes  0.00%    7.5%    No   0.0%     0.0%    Yes
-----------------------------------------------------------------------------------------------------------------------------
C100 PepBoys                22,356   12/94    1/14      $143,302    $6.41    Yes  0.00%    0.0%    No   0.0%     0.0%    Yes
-----------------------------------------------------------------------------------------------------------------------------
C200 Remco                   3,000   12/94   12/97       $36,000   $12.00     No  0.00%   15.0%    No   0.0%     0.0%    Yes
-----------------------------------------------------------------------------------------------------------------------------
C400 Travel Network *        1,365    1/96   12/00       $16,380   $12.00    Yes  0.00%   15.0%   Yes   0.0%     0.0%    Yes
-----------------------------------------------------------------------------------------------------------------------------
C500 Radio Shack             2,400    6/95    6/05       $25,200   $10.50    Yes  3.00%   15.0%    No   0.0%    15.0%    Yes
-----------------------------------------------------------------------------------------------------------------------------
C800 GNC                     1,500    2/95    2/05       $21,000   $14.00    Yes  3.00%   15.0%   Yes   0.0%    15.0%    Yes
-----------------------------------------------------------------------------------------------------------------------------
D100 Subway                  1,296    1/95   12/99       $21,358   $16.48    Yes  0.00%   15.0%    No  15.0%    15.0%    Yes
-----------------------------------------------------------------------------------------------------------------------------
D102 Mailboxes               1,300   12/94   12/99       $21,424   $16.48    Yes  0.00%   15.0%   Yes    00%     150%    Yes
-----------------------------------------------------------------------------------------------------------------------------
D103 Costcutters             1,000    1/95    1/00       $16,000   $16.00    Yes  6.00%   15.0%   Yes    00%     150%    Yes
-----------------------------------------------------------------------------------------------------------------------------
Pad  Wendy's                 4,275     n/a     n/a         owned      n/a    n/a    n/a   15.0%    No    n/a    15.0%    n/a
-----------------------------------------------------------------------------------------------------------------------------
Pad  Imperial Palace         7,015     n/a     n/a         owned      n/a    n/a    n/a  $2,000    No    n/a      n/a    n/a
-----------------------------------------------------------------------------------------------------------------------------
Pad  Taco Bell               1,900     n/a     n/a         owned      n/a    n/a    n/a   15.0%    No    n/a    15.0%    n/a
=============================================================================================================================
     * Includes 2 months free rent starting 1/1/96
22   Total/Average         369,308                    $3,547,945    $9.61        1.00%-   0.0%-         0.0%-  0.0%-
       (Excludes Pads)                                                            6.00%   15.0%         15.0%  15.0%
=============================================================================================================================

                                                                 Income Approach
================================================================================

        After considering all of the above, with slightly higher lease rates in most of the comparables, we have utilized the following market rental rate assumptions for in-line space at Broadway Marketplace.

================================================================================
    Market Rent Projections
================================================================================
                                    Subject Lease
    Suite Size                      Rate Range                      Market Rate
================================================================================
    Retail Building A
       0-10,000 SF                 $13.39 to $15.00                   $15.00
    Over 10,000 SF                 $10.00                             $11.00
--------------------------------------------------------------------------------
    Retail Building B              $14.00 to $15.00                   $15.00
--------------------------------------------------------------------------------
    Retail Building C              $10.50 to $14.00                   $13.00
--------------------------------------------------------------------------------
    Retail Building D              $16.00 to $16.48                   $17.00
================================================================================

Lease Terms

        Market practice dictates that it is not uncommon to get rent bumps throughout the lease term either in the form of fixed dollar amounts or a percentage increase based upon changes in some index, usually the Consumer Price Index (CPI). We have reflected an annual escalation method in our analysis for new in-line leases based upon a CPI factor which in this case is 3.50 percent.

Concessions

        Free Rent
        No free rent is projected in this analysis.

        Tenant Improvements

        Based on competing projects and discussion with the leasing agent, new tenants to the center are given an allowance of $3.00 per square foot, with renewal tenants receiving $0.50 per square foot. Based on our renewal probability of 70/30, the tenant allowance at rollover is equal to $1.25 per square foot in 1997. No allowance is provided for tenants exercising options.

Commissions

        Based upon our analysis of competing properties within the market as well as historic leasing activity at the subject, we have made an allowance for leasing commissions as follows:
For new leases, a commission of $3.00 per square foot will be charged while renewal leases will have commissions of $1.50 per square foot. With the 70/30 probability assumption, the blended commission rate for 1996 is $1.95 per square foot of leased area.

================================================================================


                                       37
                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

Rent Growth Rates

        A review of investor's expectations regarding income growth shows that projections generally range between 3.00 and 4.00 percent for retail centers. We have utilized a rent growth rate of 3.5 percent per year over the holding period, beginning in 1999.

Releasing Assumption

        Upon lease expiration, it is our best estimate that there is a 70 percent probability that an existing tenant will renew their lease, while the remaining 30 percent will vacate their space at expiration. Lease terms are for 5 years. Our global market assumptions for non-anchor tenants may be summarized on the following chart.

================================================================================
                               Renewal Assumptions
                               Non-Anchor Tenants
================================================================================
                  Lease                                      Tenant Alterations
Tenant Type       Term       Rent Steps          Free Rent   & Commissions
================================================================================
In-Line Shops     5 yrs.    Increasing by CPI     None            Yes
================================================================================

        Many tenants have set options to renew their leases. Option renewals have been compared to projected market rents in order to forecast the probability of tenant options being exercised. In this analysis, most options are assumed to be exercised.

Overage Rent

        We have not forecasted any percentage rent for tenants in the center due to the nature of relatively new construction of the project.

Expense Reimbursement

        In the first year of the investment, it is projected that the subject property will generate approximately $944,419 in reimbursements for these operating expenses. This estimate is equal to approximately $2.56 per square foot of GLA and represents approximately 21.2 percent of potential gross revenues.

Common Area Maintenance

        The CAM recovery is based on CAM expenses less the set CAM payment by one of the non-owned pad sites (Imperial Palace). This 'tenant' pays $2,000 per year in CAM for its first five years, which then increases an additional $300 annually in 1999 and after every fifth year thereafter. Also, the trash removal expense is only paid by most of the in-line tenants. The following formula details the standard recovery method. Sam's Club, the largest tenant, is now maintaining their own lot, therefore, both the CAM expense and area denominator have declined substantially.

================================================================================


                                       38
                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

================================================================================
                 Typical Common Area Maintenance Recovery
================================================================================
   1997 Expense (excl. trash)                                   $268,000
--------------------------------------------------------------------------------
   Less: Imperial Palace CAM payment                            ($ 2,000)
--------------------------------------------------------------------------------
   Equals: Remainder                                            $266,000
--------------------------------------------------------------------------------
   Add: Administrative Fee (15%)                                $305,900
--------------------------------------------------------------------------------
   Divisor:  Center GLA (SF)                                     261,504
--------------------------------------------------------------------------------
   Equals CAM Expense Recovery per SF                              $1.17
================================================================================

================================================================================
                         Typical Trash Removal Recovery
================================================================================
   Year One Trash Removal                                        $12,000
--------------------------------------------------------------------------------
   Add: Administrative Fee (15%)                                 $13,800
--------------------------------------------------------------------------------
   Divisor:  Appropriate Tenants (SF)                             39,079
--------------------------------------------------------------------------------
   Equals Trash Expense Recovery per SF                            $0.35
================================================================================

Real Estate Taxes

        Real estate taxes are recovered on a pro-rata share basis for tenants at the center. Several tenants have administrative fees added to their tax obligation. We have assumed only a straight pro-rata share for all new leases.

Insurance

        Insurance expenses are split into two categories: liability insurance and property/fire insurance. The total insurance expense (1997) is projected at $82,500. Some tenants (mostly anchors) do not pay the property/fire insurance portion.

Allowance for Vacancy and Credit Loss

        We have reflected a provision for permanent vacancy and credit loss of
7.0 percent among the existing non-anchor tenants.

Effective Gross Income

        In the initial year of the investment effective gross revenues ("Total Income" line on cash flow) are forecasted to amount to approximately $4,448,293, equivalent to $12.04 per square foot of appraised GLA.

================================================================================


                                       39
                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================
TABLE D                                                                 369,386
OPERATING BUDGET FOR 1996/1997                                            Sq.Ft.
Cushman & Wakefield, Inc.

=================================================================================================
Broadway Marketplace               1996        Per        1997      Per     Cushman &     Per
Denver, Colorado                  Budget     Sq. Ft.     Budget   Sq. Ft.   Wakefield    Sq. Ft.
                                                                             FY 1998
=================================================================================================
 INCOME/REVENUE

      Minimum Rent:             $3,548,915    $9.61          N/A   $0.00    $3,562,768   $9.65
      Percentage Rent:                  $0    $0.00          N/A   $0.00            $0   $0.00
      Marketing:                        $0    $0.00          N/A   $0.00            $0   $0.00
      Other:                       ($8,463)   $0.00          N/A   $0.00            $0   $0.00
      CAM Recovery:               $408,505    $1.11          N/A   $0.00      $295,539   $0.80
      Tax Recovery:               $532,321    $1.44          N/A   $0.00      $571,383   $1.55
      Insurance Recovery:          $92,396    $0.25          N/A   $0.00       $77.497   $0.21
      -------------------          -------    -----                -----       -------   -----
      Subtotal:                 $4,573,674   $12.38          N/A   $0.00    $4,507,187  $12.20
      Vacancy/Credit Loss:              $0    $0.00          N/A   $0.00      ($58,894) ($0.16)

 OPERATING EXPENSES

      Common Area Maintenance:    $375,634    $1.02     $262,219   $0.71      $285,717   $0.77
      Real Estate Taxes:          $539,597    $1.46     $543,196   $1.47      $581,054   $1.57
      Insurance:                  $110,893    $0.30      $82,564   $0.22       $84,184   $0.23
      Management Fee:             $182,947    $0.50     $123,353   $0.33      $124,697   $0.34
      Other Expenses*:             $36,944    $0.10           $0   $0.00       $18,846   $0.05
      ---------------              -------    -----           --   -----       -------   -----
      Subtotal:                 $1,246,015    $3.37   $1,011,332   $2.74    $1,094,498   $2.96

 NET OPERATING INCOME           $3,327,659    $9.01          N/A   $0.00    $3,353,795   $9.08
=================================================================================================

----------
* Includes contingency for nonrecoverable miscellaneous expenses.

================================================================================

                                                                 Income Approach
================================================================================

Expenses

        The total expenses incurred in the production of income from the subject property are divided into two categories; reimbursable and non-reimbursable items. The expenses which are reimbursable include real estate taxes, insurance and common area maintenance. The non-reimbursable expenses associated with the subject property include the management fee and miscellaneous expenses. We do note that under several of the existing lease contracts, management is deemed recoverable. Generally, it is our assumption that expenses will increase by 3.5 percent per year unless otherwise stated.

        Table D on the facing page presents management's 1996 and 1997 budgeted expense items along with Cushman & Wakefield's adjusted figures. Table E on the following facing page illustrates expenses reported by the Urban Land Institute
(ULI) and the International Council of Shopping Centers (ICSC). We have compared the owner's budgeted expense items with published data in order to support our adjusted expense figures.

        In total, Cushman & Wakefield has projected operating expenses of $2.96 per square foot, reflecting the Sam's self-maintained parcel. The chart on the facing page shows operating expenses for various retail centers that generally ranges between $1.97 and $3.76 per square foot with most in the $2.25 to $3.25 per square foot. Our Year One forecast of $2.96 per square foot is consistent with the data presented.

Expense Growth Rates

        The Cushman & Wakefield survey of power centers found the low and high mean from each respondent to be 3.4 percent and 3.7 percent, respectively. Unless otherwise cited, expenses are forecasted to grow by 3.5 percent per annum over the holding period.

Reimbursable Operating Expenses

        Provided below is a detailed discussion of the reimbursable expenses forecasted for the subject property.

        Common Area Maintenance - As described, ownership can, in some instances, recover the cost of the property management fee which is estimated at 3.5 percent of minimum and percentage rent. In our analysis, we have forecasted a 1997 CAM expense of $280,000 (excluding management), equal to $1.07 per square foot of the CAM denominator. This amount is approximate to management's budget. The trash portion of this amount equals $12,000.

        Insurance - Insurance projections have been calculated at $0.22 per square foot annually, based upon property and liability insurance equal to $82,500 per year.

        Real Estate Taxes - A complete discussion of real estate taxes was previously presented. Our Year One estimate is based upon the actual 1996 taxes and the 1997 assessment. In Year One, the 1997 total tax expense is equal to $1.57 per square foot, or $581,054. Taxes are expected to be flat in 1998, and increase thereafter at 3.5 percent.

================================================================================


                                       40
                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================
OPERATING EXPENSE STATISTICS                    Power & Super-Community Centers
Cushman & Wakefield, Inc.                                                  West
================================================================================

===============================================================================================================================
                                  ULI         ULI          ULI         ULI          ULI        ULI           ULI          ULI
                                Power       Power       Super-      Super-       Super-     Super-     Community    Community
                             Centers/    Centers/   Community/   Community    Community  Community      Centers/     Centers/
                                 U.S.        U.S.         U.S.        U.S.         West       West          U.S.         U.S.
                              Average      Median      Average      Median      Average     Median       Average       Median
===============================================================================================================================

   Property Profile
     Total GLA:               358,619     346,315      316,310     303,896      331,457    304,871       179,931      167,959
     Total Owned GLA:         295,562     290,533      291,411     285,423      282,284    286,405       167,215      156,543
     Avg. Sales/sf*:          $197.23     $199.81      $187.90     $183.44      $232.02    $230.59       $202.33      $197.73
     Anchor Sales/sf:               -           -            -           -            -          -             -            -

   Operating Income

     Minimum Rent:              $7.02       $5.81        $6.35       $5.84        $9.45      $8.09         $6.47        $6.36
     Overage Rent:              $0.50       $0.19        $0.41       $0.29        $0.86      $0.52         $0.38        $0.27
     CAM Charges:               $0.85       $0.68        $0.96       $0.80        $1.77      $1.66         $0.73        $0.61
     Property Taxes:            $0.65       $0.45        $0.63       $0.55        $0.57      $0.43         $0.67        $0.60
     Insurance:                 $0.07       $0.07        $0.05       $0.05        $0.04      $0.04         $0.07        $0.06
     Utilities:                 $0.27       $0.04        $0.36       $0.07        $0.12      $0.04         $0.19        $0.11
     Other:                     $0.00       $0.00        $0.19       $0.12        $0.10      $0.05         $0.17        $0.10
     ------                     -----       -----        -----       -----        -----      -----         -----        -----
     Total income:              $9.36       $9.01        $9.18       $8.55       $12.99     $12.73         $8.62        $8.27

   Operating Expenses

     Total Maintenance**:       $1.29       $0.81        $1.22       $0.99        $1.62      $1.43         $0.87        $0.77
     Real Estate Taxes:         $1.10       $1.05        $0.91       $0.85        $0.85      $0.75         $0.91        $0.83
     Insurance:                 $0.15       $0.13        $0.15       $0.13        $0.22      $0.21         $0.14        $0.13
     Advertising:               $0.12       $0.05        $0.19       $0.11        $0.18      $0.08         $0.10        $0.05
     Administrative***:         $0.36       $0.43        $0.50       $0.49        $0.63      $0.40         $0.28        $0.31
     Management Fee:            $0.35       $0.32        $0.33       $0.31        $0.39      $0.34         $0.34        $0.32
     ---------------            -----       -----        -----       -----        -----      -----         -----        -----
     Total Expenses:            $3.24       $3.21        $3.36       $3.07        $3.76      $3.48         $2.88        $2.72

     OER:                       34.6%       35.6%        36.6%       35.9%        28.9%      27.3%         33.4%        32.9%

     Net Operating Income       $6.13       $5.39        $5.44       $5.22        $8.92      $8.85         $5.67        $5.33

============================================================================================================
                                  ICSC        ICSC          ICSC          ICSC           ICSC         ICSC
                            Power Ctrs  Power Ctrs Strip Centers Strip Centers  Strip Centers Strip Centers
                                  U.S.        U.S.          U.S.           U.S.          West          West
                                 Total     Centers      100,000-       200,000-       Centers       Centers
                                Survey   greater than                               less than    greater than
                                           200,000sf    199,999sf      399,999sf     100,000sf     100,000sf
============================================================================================================

   Property Profile
     Total GLA:                      -          -        137,378        260,677        79,170       135,475
     Total Owned GLA:                -          -        133,557        232,127        66,219       129,388
     Avg. Sales/sf*:           $127.78    $118.55        $115.64        $137.23       $120.34       $111.68
     Anchor Sales/sf:          $244.00    $254.09        $264.52        $208.79       $263.38       $272.52

   Operating Income

     Minimum Rent:               $6.92      $7.09          $5.90          $6.50         $7.33         $6.93
     Overage Rent:                   -          -              -              -             -             -
     CAM Charges:                $0.71      $0.68          $0.67          $0.82         $0.89         $0.88
     Property Taxes:             $0.80      $0.80          $0.58          $0.84         $0.75         $0.65
     Insurance:                  $0.11      $0.10          $0.07          $0.07         $0.09         $0.05
     Utilities:                  $0.07      $0.12          $0.07          $0.08         $0.19         $0.08
     Other:                      $0.08      $0.10          $0.06          $0.05         $0.09         $0.07
     ------                      -----      -----          -----          -----         -----         -----
     Total income:               $8.92      $9.15          $7.35          $8.25         $9.01         $8.72

   Operating Expenses

     Total Maintenance**:        $0.62      $0.61          $0.72          $0.68         $1.05         $0.89
     Real Estate Taxes:          $1.01      $0.89          $0.70          $0.85         $0.82         $0.80
     Insurance:                  $0.10      $0.10          $0.11          $0.11         $0.11         $0.10
     Advertising:                $0.06      $0.05          $0.05          $0.04         $0.13         $0.08
     Administrative***:          $0.22      $0.19          $0.09          $0.12         $0.17         $0.08
     Management Fee:             $0.29      $0.33          $0.26          $0.29         $0.23         $0.28
     ---------------             -----      -----          -----          -----         -----         -----
     Total Expenses:             $2.35      $2.23          $1.97          $2.14         $2.22         $2.24

     OER:                        26.3%      24.4%          26.8%          25.9%         24.6%         25.7%

     Net Operating Income        $5.88      $6.30          $5.39          $5.96         $6.78         $6.29


----------
* Average sales include all tenants except for ICSC figures which show non-anchor tenants.
** CAM expenses include repairs & maintenance, utilities, and security.
*** Management fees & bad debt allowances have been deducted from administrative costs. Management has been shown separately.

Source: Urban Land Institute "Dollars & Cents" (1995); International Council of
        Shopping Centers "The Score" (1996).

(Because the data are means/medians, detailed amounts do not add to totals.

================================================================================

                                                                 Income Approach
================================================================================

Non-Reimbursable Expenses

        Management - The annual cost of managing the subject property is projected to be 3.5 percent of minimum rental and percentage income. In the initial year of our analysis, this amount is shown to be $124,697, equivalent to $0.34 per square foot of appraised GLA.

        Owner's Expense - In the initial year, the owner's expenses are forecasted to amount to $0.05 per square foot, or $18,846.

        Alterations - We have forecasted a cost of $3.00 per square foot for turnover space (initial cost growing at expense inflation rate) weighted by our turnover probability of 30 percent. For rollover space, the cost is $0.50 per square foot for redecorating or moving allowances. Thus, the blended weighted rate is $1.25 per square foot.

        Leasing Commissions - Based upon our analysis of competing properties within the market as well as historic leasing activity at the subject, we have new lease commissions of $3.00 per square foot and renewal leases of $1.50 per square foot. With the 70/30 probability assumption, the blended commission rate for 1997 is $1.95 per square foot of leased area.

        Replacement Reserves - We have forecasted a replacement reserve estimate of $36,939. On the basis of appraised GLA, this amount is equal to $0.10 per square foot, consistent with industry figures.

Net Income/Net Cash Flow

        In the initial year of investment, the net operating income is forecasted to be equal to $9.08 per square foot which is equivalent to 75.4 percent of effective gross income. Deducting reserves results in a net cash flow of $8.98 per square foot, equivalent to 74.6 percent of effective gross income.

================================================================================
                                Operating Summary
                      Initial Year of Investment - FY 1998
================================================================================
                          Aggregate Sum       Unit Rate*       Operating Ratio
================================================================================
Effective Gross Income      $ 4,448,293         $12.04              100.0%
--------------------------------------------------------------------------------
  Operating Expenses        $ 1,094,498         $ 2.96               24.6%
--------------------------------------------------------------------------------
      Net Income            $ 3,353,795         $ 9.08               75.4%
--------------------------------------------------------------------------------
    Other Expenses          $    36,939         $  .10                0.8%
--------------------------------------------------------------------------------
      Cash Flow             $ 3,316,856         $ 8.98               74.6%
================================================================================
* Based on total appraised GLA of 369,386 SF
================================================================================

        Our cash flow model has forecasted the following compound annual growth rates over the ten-year holding period fiscal years 1998-2007.

            Net Operating Income                 0.69%
            Cash Flow                            0.65%

================================================================================


                                       41
                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

Selection of Capitalization Rates

        Overall Rate

        Recent surveys of prominent investors point towards a trend of rising capitalization and discount rates for retail as a general industry segment. Aggressive expansion in certain markets coupled with locational deficiencies and absence of tenant quality have posed problems for some investors in their underwriting.

        In addition, the recent turmoil among many of the nation's largest retail chains has not gone unnoticed by investors. Furthermore, quest for market share has caused many retails to pursue aggressive expansion plans that may have negative long term implications. Equitable Real Estate Investment Management Inc. reports in their Emerging Trends in Real Estate - 1997 that, while power centers are considered one retail property type currently in a growth mode, most respondents feel that the oversupply of this type of retail will impact value gains for these property types to the extent they may lag regional malls in appreciation over a five and ten year time frame.

        The Cushman & Wakefield Autumn 1996 survey reveals that going-in cap rates for Class A [Neighborhood and Community] centers range between 8.50 and
10.50 percent, with a low average of 9.30 percent and high average of 9.80 percent, respectively; a spread of 50 basis points. Terminal, or going-out, rates are now 10.00 and 10.40 percent on average.

        For Class A Power Centers, going-in capitalization rates now range from
8.50 to 10.50 percent, with a low average of 9.40 percent and a high average of
9.50 percent. Terminal rates average 9.70 and 10.10 percent for the power center format, while discount rates run 10.50 to 12.00. The low IRR mean is 11.50 percent, with a high mean of 11.70 percent.

================================================================================
                 Cushman & Wakefield Valuation Advisory Services
          National Investor Survey - Power Retail Centers - Autumn 1996
================================================================================
Investment          Power Center and Big Box            Neighborhood/Community
Parameters            Low              High           Low            High
================================================================================
OAR/Going-ln     8.50 - 10.50%   9.00 - 10.50%    8.50 - 10.50%   9.00 - 10.50%
                     9.40%           9.50%            9.30%          9.80%
--------------------------------------------------------------------------------
OAR/Terminal     9.50 - 10.50%   9.50 - 10.50%    9.50 - 10.50%  10.00 - 11.00%
                     9.70%          10.10%           10.00%          10.40%
--------------------------------------------------------------------------------
IRR             10.50 - 15.00%  10.50 - 15.00%   10.00 - 15.00%  10.00 - 15.00%
                    11.50%          11.70%           11.90%          12.10%
================================================================================

        The Second Quarter 1997 Peter F. Korpacz survey of the National Power Center Market finds that overall capitalization rates remained stable while terminal and discount rates rose 8 basis points over the last quarter. Current going-in rates present a range of 8.75 to 10.50 percent, with an average of 9.50 percent. However, the low end of the range increased by 25 basis points to 8.75 percent. Terminal rates suggest a slight spread over going-in rates, with a range of 9.00-11.50 percent and an average of 9.96 percent. The average IRR is shown to be 11.33 percent, with a range between 9.50-12.50 percent. Again the low end of the range increased but this time the spread is by 50 basis points.

================================================================================


                                       42
                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

================================================================================
                             NATIONAL POWER CENTER MARKET
                                 Second Quarter l997
================================================================================
                                     CURRENT            LAST
      KEY INDICATORS                 QUARTER           QUARTER        YEAR AGO
================================================================================
Free & Clear Equity IRR
================================================================================
RANGE                              9.50 - 12.50%     9.00 - 12.50%      N/A
AVERAGE                              11.33%            11.25%
--------------------------------------------------------------------------------
CHANGE (Basis Points)                  -                +8              N/A
================================================================================
Free & Clear Going-In Cap Rate
================================================================================
RANGE                              8.75 - 10.50%     8.50 - 10.50%      N/A
AVERAGE                              9.58%             9.58%
--------------------------------------------------------------------------------
CHANGE (Basis Points)                  -                 0              N/A
================================================================================
Residual Cap Rate
================================================================================
RANGE                              9.00 - 11.50%     8.50 - 11.50%      N/A
AVERAGE                              9.96%             9.88%
--------------------------------------------------------------------------------
CHANGE (Basis Points)                  -                +8              N/A
================================================================================
Source: Peter Korpacz Associates, Inc. Real Estate Investor Survey - Second Qtr.
        1997
================================================================================

        The survey goes on to note that because of overbuilding in many markets, power centers are less enticing to institutional buyers than they were a short time age. Buyer criteria includes a tenant alignment of the dominant category retailers, good demographics with income and population growth projected at or above regional norms, and the "A+" location in that particular market. The most desirable center in a particular market is the dominant property which has created a true barrier to entry.

        Overall rates are a function of income growth in a particular income stream. Typically, long term leases which are written for anchor tenants tend to be flat with little or no upside. As such, cap rates tend to be higher in centers which have a higher percentage of big box space (upwards to 100 percent) and lower in centers where a higher percentage (20 to 25 percent) of the GLA is occupied by shorter term in-line stores.

        Investors have recognized that the retail landscape has been fundamentally altered by consumer lifestyles changes, industry consolidations and bankruptcies. Trends toward more casual dress at work and consumers growing pre-occupation with their leisure and home lives have created the need for refocused leasing efforts to bring those tenants to the center that help differentiate them from the competition. As such, entertainment, a loosely defined concept, is one of the most common directions new centers have taken with multiplexes, restaurants and other specialty tenants entering the merchandising mix.

        A trend toward bringing in larger specialty and category tenants to the center is also in evidence. The risk from an owners standpoint is finding that mix which works the best. Nonetheless, the effect of these changes have been a rise in rates as investors find it necessary to adjust their risk premiums in their underwriting.

================================================================================


                                       43
                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

        In the Sales Comparison Approach, our survey of comparable sales showed overall capitalization rates ranging from 9.15 percent to 10.50 percent for good quality community and power centers nationwide. The overall mean for the sales presented is 9.84 percent. From the surveys and comparable sales presented, we would be inclined to consider a going-in capitalization rate for the between
9.75 and 10.25 percent.

        Based upon the rate information derived from the comparable sales and investor surveys, we believe that a property with the characteristics of the subject would potentially trade at an overall rate between 9.75 and 10.25 percent.

        Terminal Capitalization Rate

        On average, the C&W rate survey shows a 30-60 basis point differential. The Korpacz survey shows a spread of 38 basis points. For the subject, however, we do not believe that it is necessary to add points to the terminal rate due to the fact that forecasted income growth is relatively flat and that the subject has the potential to be into percentage rent in future years.

        Therefore, a projected terminal capitalization rate ranging from 9.75 to
10.25 percent is indicated for the subject property. Thus, this range of rates is applied to the following year's net operating income before reserves, capital expenditures, leasing commissions and alterations as it would be the first received by a new purchaser of the subject property.

        Applying a rate of 10.0 percent for disposition, a current investor would dispose of the subject property at the end of the investment holding period for an amount of approximately $35.7 million based on fiscal year 2008 net income of approximately $3.57 million.

        Cost of Sales

        From the projected reversionary value to an investor in the subject property, we have made a deduction of 2.5 percent.

================================================================================
                            Net Proceeds at Reversion
================================================================================
                                         Less Costs of Sale and
Net Income FY 2008  Gross Sale Price  Miscellaneous Expense @ 2.5%  Net Proceeds
================================================================================
   $3,579,121         $35,791,210             $894,780              $34,898,430
================================================================================

Selection of Discount Rate

        Yield rates on long term real estate investments range widely between property types. As cited in Cushman & Wakefield's Autumn 1996 survey, investors in power retail centers are currently looking at broad rates of return between
10.50 and 15.00 percent. The indicated low and high means are 11.50 and 11.70 percent, respectively, for power centers. Peter F. Korpacz reports an average internal rate of return of 11.25 percent for national power center in their Fourth Quarter 1996 survey, with a range between 9.00-12.50 percent.

        The yield rate on a long term real estate investment can also be compared with yield rates offered by alternative financial investments since real estate must compete in the open

================================================================================


                                       44
                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

market for capital. In developing an appropriate risk rate for the subject, consideration has been given to a number of different investment opportunities. The following is a list of rates offered by other types of securities.

================================================================================
        Market Rates and Bond Yields (%)               July 10, 1997
================================================================================
        Reserve Bank Discount Rate                             5.00%
--------------------------------------------------------------------------------
        Prime Rate (Monthly Average)                           8.50%
--------------------------------------------------------------------------------
        3-Month Treasury Bills                                 4.96%
--------------------------------------------------------------------------------
        U.S. 10-Year Notes                                     6.24%
--------------------------------------------------------------------------------
        U.S. 30-Year Bonds                                     6.56%
--------------------------------------------------------------------------------
        Telephone Bonds                                        7.63%
--------------------------------------------------------------------------------
        Municipal Bonds                                        5.56%
================================================================================
        Source: New York Times
================================================================================

        This compilation of yield rates from alternative investments reflects varying degrees of risk as perceived by the market. Therefore, a riskless level of investment might be seen in a three month treasury bill at 4.96 percent. A more risky investment, such as telephone bonds, would currently yield a much higher rate of 7.63 percent. The prime rate is currently 8.50 percent, while the discount rate is 5.00 percent. Ten year treasury notes are currently yielding around 6.24 percent, while 30-year bonds are at 6.56 percent.

        Investors have suggested that the retail investment market has become increasingly "tiered" over the past two years. The country's premier properties are considered to have the strongest trade areas, excellent anchor alignments, and significant barriers of entry to future competitive supply. It is our opinion that the subject would attract strong interest from institutional investors if offered for sale in the current marketplace.

        Finally, application of these rate parameters to the subject should entail some sensitivity to the rate at which leases will be expiring over the projection period. A forecasted lease expiration schedule for the subject is included in the Addenda and reference is made thereto.

        We would note that much of the risk factored into such an analysis is reflected in the assumptions employed within the cash flow model, including rent and sales growth, turnover, reserves for replacement, and vacancy provisions.

        Finally, we also recognize that over 80.0 percent of base rental income will, on average, come from anchor major/tenants whose creditworthiness adds stability to the cash flow.

        We have briefly discussed the investment risks associated with the subject. On balance, it is our opinion that an investor in the subject property would require an internal rate of return between 10.50 and 11.00 percent for the center.

================================================================================


                                       45
                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

Present Value

        In the instance of the subject, we have analyzed the cash flows anticipated over a ten year period commencing on August 1,1997. A sale or reversion is deemed to occur at the end of the 10th year (July 31, 2007), based upon capitalization of the following year's net operating income.

Cash Flow Assumptions

        The supporting data for our forecasted cash flows for the center have been presented. To reiterate, the formulation of these cash flows incorporates the following general assumptions in our computer model.

================================================================================
            SUMMARY OF CRITICAL ASSUMPTIONS FOR DISCOUNTED CASH FLOW
================================================================================
SUBJECT PROPERTY                                            BROADWAY MARKETPLACE
================================================================================
SQUARE FOOTAGE RECONCILIATION
================================================================================
TOTAL GROSS LEASABLE AREA                                             369,386 SF
--------------------------------------------------------------------------------
  MAJOR/MAJOR TENANT GLA                                              318,364 SF
--------------------------------------------------------------------------------
  IN-LINE SHOP GLA                                                     51,022 SF
================================================================================
MARKET RENT/SALES CONCLUSIONS
================================================================================
MARKET RENT ESTIMATES (1997/98)
--------------------------------------------------------------------------------
    BUILDING A                                                         $15.00/SF
--------------------------------------------------------------------------------
    BUILDING B                                                         $15.00/SF
--------------------------------------------------------------------------------
    BUILDING C                                                         $13.00/SF
--------------------------------------------------------------------------------
    BUILDING D                                                         $17.00/SF
--------------------------------------------------------------------------------
RENTAL BASIS                                                                 NNN
--------------------------------------------------------------------------------
MARKET RENTAL GROWTH RATE                                                3.5%/YR
================================================================================
VACANCY & TYPICAL LEASE TERM
================================================================================
AVERAGE LEASE TERM                                                       5 Years
--------------------------------------------------------------------------------
RENEWAL PROBABILITY                                                       70.0 %
--------------------------------------------------------------------------------
STABILIZED VACANCY/CREDIT LOSS                                              7.0%
   (NON-ANCHOR)
================================================================================
OPERATING EXPENSE DATA
================================================================================
LEASING COMMISSIONS
--------------------------------------------------------------------------------
    NEW TENANTS                                                        $3.00 PSF
--------------------------------------------------------------------------------
    RENEWAL TENANTS                                                    $1.50 PSF
--------------------------------------------------------------------------------
TENANT IMPROVEMENT ALLOWANCE
--------------------------------------------------------------------------------
    NEW TENANT                                                          $3.00/SF
--------------------------------------------------------------------------------
    RENEWAL TENANT                                                      $0.50/SF
--------------------------------------------------------------------------------
EXPENSE GROWTH RATE                                                      3.5%/YR
--------------------------------------------------------------------------------
TAX GROWTH RATE                                                          3.5%/YR
--------------------------------------------------------------------------------
MANAGEMENT FEE                                                              3.5%
--------------------------------------------------------------------------------
CAPITAL RESERVES (PSF OF GLA)                                           $0.10/SF
================================================================================

================================================================================


                                       46
                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================

================================================================================
Reversion Calculation
Broadway Marketplace (Denver, Colorado)
--------------------------------------------------------------------------------
                                             Terminal Cap Rate
================================================================================
                                 9.75%              10.00%           10.25%
                             ---------------------------------------------------
Reversion Value              $36,708,933         $35,791,210       $34,918,254
Less Cost of Sale @ 2.5%        $917,723            $894,780          $872,956
                                --------            --------          --------
Net Proceeds                 $35,791,210         $34,895,430       $34,045,297
================================================================================


================================================================================
Sale Yield Matrix Analysis
Broadway Marketplace (Denver, Colorado)
--------------------------------------------------------------------------------
    Reversion    Terminal                Internal Rate of Return
      Value        Cap          10.50%            10.75%              11.00%
================================================================================
  $35,791,210      9.75%     $33,589,003       $33,077,556         $32,576,921
                                           -------------------
  $34,896,430     10.00%     $33,259,322       $32,755,242         $32,261,794
                                           -------------------
  $34,045,297     10.25%     $32,945,724       $32,448,651         $31,962,038
================================================================================


================================================================================
            DCF Vaue                                    $32,750,000
            Plus: Excess Development Pad                 $1,100,000
            Total Value by DCF Analysis                 $33,850,000
                 Rounded to                             $33,850,000
            Value Per SF of GLA                                 $92
            Indicated OAR                                     9.91%
================================================================================

================================================================================

                                                                 Income Approach
================================================================================

================================================================================
   RATES OF RETURN                                                   AS IS
================================================================================
   CASH FLOW START DATE                                             8/1/97
--------------------------------------------------------------------------------
   DISCOUNT RATE                                              10.50-11.00%
--------------------------------------------------------------------------------
   GOING-IN CAPITALIZATION RATE                                        N/A
--------------------------------------------------------------------------------
   TERMINAL CAPITALIZATION RATE                                9.75-10.25%
--------------------------------------------------------------------------------
   REVERSIONARY SALES COSTS                                          2.50%
--------------------------------------------------------------------------------
   HOLDING PERIOD                                                 10 Years
================================================================================

        We have discounted the projected future pre-tax cash flows to be received by an equity investor in the subject property to a present value so as to yield 10.50 to 11.00 percent at 25 basis point intervals on equity capital over the holding period. This range of rates reflects the risks associated with the investment. Discounting these cash flows over the range of yield and terminal rates now being required by participants in the market for this type of real estate places additional perspective upon our analysis. A valuation matrix for Broadway Marketplace appears on the facing page.

        Through a sensitivity analysis, it can be seen that the present value of the subject property varies from approximately $32,000,000 to $33,600,000. Giving consideration to all of the characteristics of the subject previously discussed, we feel that a prudent investor would require a yield which falls near the middle of the IRR range outlined above for this property. Accordingly, we believe that based upon all of the assumptions inherent in our cash flow analysis, an investor would look toward an IRR of approximately 10.75 percent and a terminal rate of 10.0 percent as being most representative of the subject's value in the market.

        In view of the analysis presented here, it becomes our opinion that the discounted cash flow analysis indicates a market value (prior to adjustments for excess land) of $32,750,000 for the subject property. The yield matrix indicates a unit rate of $89 per square foot and an indicated overall rate of 10.24 percent. The model also shows an average cash-on-cash return of 10.4 percent. As can be seen, 61.6 percent of the value can be attributable to cash flow and 38.4 percent is attributable to the reversion. This weighting is considered reasonable from typical investor underwriting requirements.

        Adjustment to this value indication is required for the subject's excess land value of $1,100,000. Therefore, the final value indication by the DCF Analysis equals $33,850,000.

================================================================================


                                       47
                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================
Discounted Cash Flow Analysis
Broadway Marketplace (Denver, Colorado)
Cushman & Wakefield, Inc.
--------------------------------------------------------------------------------
                                                                  ANNUAL
             NET        DISCOUNT          PRESENT                  CASH
FISCAL      CASH        FACTOR @         VALUE OF    COMPOSITION  ON CASH
 YEAR       FLOW         10.75%         CASH FLOWS    OF YIELD    RETURN
================================================================================
  One    $3,316,856  X  0.902935   =    $2,994,904      9.14%     10.13%
  Two    $3,334,485  X  0.815291   =    $2,718,575      8.30%     10.18%
Three    $3,371,543  X  0.736154   =    $2,481,976      7.58%     10.29%
 Four    $3,379,295  X  0.664699   =    $2,246.214      6.86%     10.32%
 Five    $3,404,468  X  0.600180   =    $2,043,293      6.24%     10.40%
  Six    $3,414,203  X  0.541923   =    $1,850,235      5.65%     10.43%
Seven    $3,418,441  X  0.489321   =    $1,672,715      5.11%     10.44%
Eight    $3,439,168  X  0.441825   =    $1,519,510      4.64%     10.50%
 Nine    $3,486,880  X  0.398939   =    $1,391,052      4.25%     10.65%
  Ten    $3,516,023  X  0.360216   =    $1,266,527      3.87%     10.74%

                                                                  --------------
Total Present Value of Cash Flows      $20,185,000     61.62%     10.41% Average
                                                                  --------------
Compound Annual Change of Cash Flows         0.65%

Reversion:
Eleven   $3,579,121   (1) / 10.00% =    $35,791,210
         Less: Cost of Sale @2.50%         $894,780
         Net Reversion                  $34,896,430
         X Discount Factor                 0.360216
                                           --------

   Total Present Value of Reversion      $12,570,242  38.38%
                                                      ------

   Total Present Value                   $32,755,242 100.00%
                       ROUNDED:          32,750,000
                                         ----------

================================================================================
            Owned GLA (SF):                                 369,386
            Per Square Foot of Owned GLA                        $89
            Implicit Going-in Capitalization Rate:
              Year One NOI                               $3,353,795
              Going-in Cap Rate                              10.24%
            CAGR Concluded Value to Reversion                 0.89%
================================================================================

Note: (1) Net Operating Income

================================================================================

                                                                 Income Approach
================================================================================

Direct Capitalization

        In this valuation, we will again consider the indicated overall rates from the comparable sales in the Sales Comparison Approach as well as those rates established in each Investor Survey.

        In view of our previous analysis, we would anticipate that at the subject would trade at an overall rate of approximately 9.75 to 10.25 percent applied to the first year income. Applying these rates to first year net operating income before reserves, alterations and other expenses for the subject of $3,353,795 results in a value of approximately $32,700,000 to $34,400,000. From this range we would be inclined to conclude at a value of $33,750,000 by direct capitalization. This is indicative of a capitalization rate of 9.9 percent which is toward the middle of the range applied.

        Again, the adjustment for the excess land of $1,100,000 is added to this preliminary value indication. Therefore, the value indication by direct capitalization method equals $34,850,000.

================================================================================


                                       48
                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                         RECONCILIATION AND FINAL VALUE ESTIMATE
================================================================================

        A summary of the value indications for the subject is set forth below.

================================================================================
                                  Value Summary
================================================================================
      Cost Approach                                       N/A
--------------------------------------------------------------------------------
      Sales Comparison Approach                $34,350,000 - $36,200,000
--------------------------------------------------------------------------------
      Income Approach
        Discounted Cash Flow                         $33,850,000
        Direct Capitalization                        $34,850,000
================================================================================

Sales Comparison Approach

        The Sales Comparison Approach has arrived at a value for the subject property by analyzing historical arms-length transactions, reducing the gathered information to common units of comparison, adjusting the sale data for differences with the subject, and interpreting the results to yield a meaningful value conclusion. The basis of these conclusions was the cash-on-cash return based on net income and the adjusted price per square foot of gross leasable area sold. This methodology is best suited as support for the conclusions of the "Income Approach". It provides useful market extracted rates of return, such as overall rates, to simulate investor behavior in the "Income Approach".

Income Approach

        Discounted Cash Flow Analysis

        The subject property is highly suited to analysis by the discounted cash flow method (DCF) as it will be bought and sold in investment circles. Essentially, the DCF can model many of the dynamics of a complex shopping center. Particular emphasis is placed on the results of the discounted cash flow analysis because of the applicability of this method in accounting for the specific characteristics of the property, as well as being the tool used by many purchasers.

        Capitalization

        Real estate of the subject's caliber is commonly purchased on a direct capitalization basis. Overall, this methodology has been given important consideration in our total analysis, due to the subject's stabilized operations.

Conclusions

        Because of certain vulnerable characteristics in the Sales Comparison Approach, it has been used as supporting evidence and as a final check on the value conclusion indicated by the Income Approach methodologies. We have concluded a value indication slightly closer to the Direct Capitalization method.

        As a result of our analysis, we have formed an opinion that the market value of the leased fee estate in the referenced property, subject to the assumptions, limiting conditions, certifications, and definitions, as of July 9, 1997, was:

                THIRTY-FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS
                                  $34,500,000.

================================================================================


                                       49
                                                               CUSHMAN &
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

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Appraisal" means the appraisal report and opinion of value stated therein; or the letter opinion of value, to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Appraisal.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Appraisal.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Appraisal.

This appraisal is made subject to the following assumptions and limiting conditions:

1. No opinion is intended to be expressed and no responsibility is assumed for the legal description or for any matters which are legal in nature or require legal expertise or specialized knowledge beyond that of a real estate appraiser. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Appraisal or upon which the Appraisal is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraiser nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits and factual matters.

3. The opinion of value is only as of the date stated in the Appraisal. Changes since that date in external and market factors or in the Property itself can significantly affect property value.

4. The Appraisal is to be used in whole and not in part. No part of the Appraisal shall be used in conjunction with any other appraisal. Publication of the Appraisal or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise stated in the letter of engagement, the Appraisal may not be used by any person other than the party to whom it is addressed or for purposes other than that for which it was prepared. No part of the Appraisal shall be conveyed to the public through advertising, or used in any sales or promotional material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. Except as may be otherwise stated in the letter of engagement, the Appraiser shall not be required to give testimony in any court or administrative proceeding relating to the Property or the Appraisal.

================================================================================


                                       50
                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             Assumptions and Limiting Conditions
================================================================================

6. The Appraisal assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them); (c) full compliance with all applicable federal, state and local zoning and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Appraisal; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimate contained in the Appraisal is based.

7. The physical condition of the improvements considered by the Appraisal is based on visual inspection by the Appraiser or other person identified in the Appraisal. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components

8. The forecasted potential gross income referred to in the Appraisal may be based on lease summaries provided by the owner or third parties. The Appraiser has reviewed lease documents and assumes no responsibility for the authenticity or completeness of lease information provided by others. C&W recommends that legal advice be obtained regarding the interpretation of lease provisions and the contractual rights of parties.

9. The forecasts of income and expenses are not predictions of the future. Rather, they are the Appraiser's best estimates of current market thinking on future income and expenses. The Appraiser and C&W make no warranty or representation that these forecasts will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Appraisal, envisages for the future in terms of rental rates, expenses, supply and demand.

10. Unless otherwise stated in the Appraisal, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance of the improvements or may be located at or about the Property was not considered in arriving at the opinion of value. These materials (such as formaldehyde foam insulation, asbestos insulation and other potentially hazardous materials) may adversely affect the value of the Property. The Appraisers are not qualified to detect such substances. C&W recommends that an environmental expert be employed to determine the impact of these matters on the opinion of value.

11. Unless otherwise stated in the Appraisal, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in arriving at the opinion of value. Failure to comply with the requirements of the ADA may adversely affect the value of the property. C&W recommends that an expert in this field be employed.

================================================================================


                                       51
                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                      CERTIFICATION OF APPRAISAL
================================================================================

        I certify that, to the best of our knowledge and belief:

1.      Dean R. Paauw, MAI inspected the property and prepared the report.

2.      The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest or bias with respect to the parties involved.

5. My compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event. The appraisal assignment was not based on a requested minimum valuation, a specific valuation or the approval of a loan.

6. No one provided significant professional assistance to the person signing this report.

7. My analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Dean R. Paauw has completed the requirements of the continuing education program of the Appraisal Institute.

        /s/ Dean R. Paauw

        Dean R. Paauw, MAI
        Associate Director
        Colorado Certified General Appraiser
        No. CG01313501

================================================================================


                                       52
                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                         ADDENDA
================================================================================

                                SUBJECT RENT ROLL

                              SUBJECT RETAIL SALES

                         PRO-JECT LEASE ABSTRACT REPORT

                           PRO-JECT ASSUMPTION REPORT

                         PRO-JECT TENANT REGISTER REPORT

                        PRO-JECT LEASE EXPIRATION REPORT

                             ENDS FULL DATA REPORTS

                      CUSHMAN & WAKEFIELD INVESTOR SURVEY

                           APPRAISER'S QUALIFICATIONS

================================================================================


                                       53
                                                               CUSHMAN &
                                                              WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                         Addenda
================================================================================



                               Subject Rent Roll



================================================================================

4/29/97                 Community Centers One LLC                       3:58 pm

User: KRAUSE              Commercial Rent Roll                         Page: 19

Property : BROADWAY MARKETPLACE   Report Date From : 5/01/97  To : 5/31/97
           Denver Colorado 80223

                                                          TERM                       PRORATED              BASE RENT    BASE RENT
                                        SQ. FOOT  --------------------   UNIT INFO   BASE RENT  RENT PER    INCREASE     INCREASE
      TENANT               UNIT REF NO. OCCUPIED    FROM         TO      BASE RENT     ANNUAL   SQ FT/YR     (DATE)      (AMOUNT)
-------------------------- -----------  -------   ---------   --------  ----------  ----------  ---------  ----------   -----------
Albertson's #885            950-323      50645     6/15/94     5/31/19    33305.92   399671.04       7.89    7/01/94     33,305.92

OfficeMax, Inc. #199        950-343      23500    11/07/94     1/31/10    20562.50   246750.00      10.50    1/01/95     20,562,50
                                                                                                            12/01/99     21,541.67
                                                                                                            12/01/04     22,520.83

KMart #7303                 950-363     107806     3/24/94     3/31/19    84166.67  1010000.04       9.37    5/01/94     84,166.67

Imperial Palace             950-427       7015     1/19/94    12/31/43        0.00        0.00       0.00                     0.00

Taco Bell #16230            950-447       1900    12/29/93    12/31/43        0.00        0.00       0.00                     0.00

Pep Boys                    950-487      22356    11/29/94    11/30/14    11941.83   143301.96       6.41    1/01/95     11,941.83
                                                                                                            12/01/99     13,136.01
                                                                                                            12/01/04     14,449.61
                                                                                                            12/01/09     15,894.57

Wal-Mart/Sam's #6632        950-505     114057    11/19/93    11/30/18    90391.75  1084701.00       9.51    6/01/94     90,391.75

Wendys #2096                950-515       4275    12/29/93    12/31/43        0.00        0.00       0.00                     0.00

Subway #14930               950-303D1     1296     1/06/95     1/31/00     1832.76    21993.12      16.97    2/01/97      1,832.76
                                                                                                             2/01/98      1,887.84
                                                                                                             2/01/99      1,944.00

Mailboxes                   950-303D2     1300    12/05/94    12/31/99     1838.42    22061.04      16.97    1/01/97      1,838.42
                                                                                                             1/01/98      1,893.67
                                                                                                             1/01/99      1,950.00

Cost Cutters                950-303D3     1000    12/05/94     1/31/00     1414.17    16970.04      16.97    1/01/97      1,414.17
                                                                                                             1/01/98      1,456.67
                                                                                                             1/01/99      1,500.83

Payless Shoesource #4633    950-407A1     3200     3/24/94     3/31/04     4000.00    48000.00      15.00    7/01/94      4,000.00

Sally Beauty #1641          950-407A2     2000     3/28/94     3/31/99     2333.33    27999.96      14.00    6/01/94      2,333.33

Fashion Bug #2682           950-407A3    12000     4/27/94     1/31/05    10000.00   120000.00      10.00    8/01/94     10,000.00

Beauty Smart                950-407A4     4400     7/23/94     7/31/99     5056.33    60675.96      13.79    8/01/96      5,056.33
                                                                                                             8/00/97      5,210.33
                                                                                                             8/01/98      5,364.33

Remco #3321                 950-487C2     3000    12/05/94    12/31/97     3000.00    36000.00      12.00    1/01/95      3,000.00


                            ---CAM EXPENSE------   --REAL ESTATE TAX----      --INS EXPENSE-----     -----GROSS RENTS------
      TENANT                  MONTH     SQ FT/YR    MONTH       SQ FT/YR       MONTH    SQ FT/YR     SQ FT/YR     TOTAL
--------------------------  ---------  ---------   ---------    --------      -------   --------     --------   -----------
Albertson's #885                0.00       0.00        0.00         0.00        0.00       0.00         7.89     33,305.92

OfficeMax, Inc. #199        2,066.04       1.05    2,879.81         1.47      587.50       0.30        13.33     26,095.85



KMart #7303                 7,762.13       0.86        0.00         0.00     1796.77       0.20        10.43     93,725.57

Imperial Palace               166.67       0.29        0.00         0.00        0.00       0.00         0.29        166.67

Taco Bell #16230              264.59       1.67        0.00         0.00       31.67       0.20         1.87        296.26

Pep Boys                    1,828.34       0.98        0.00         0.00      372.60       0.20         7.59     14,142.77



Wal-Mart/Sam's #6632            0.00       0.00        0.00         0.00        0.00       0.00         9.51     90,391.75

Wendys #2096                  595.32       1.67        0.00         0.00       71.25       0.20         1.87        666.57

Subway #14930                 135.14       1.25      182.64         1.69       32.72       0.30        20.22      2,183.26



Mailboxes                     194.32       1.79      183.21         1.69       32.82       0.30        20.76      2,248.77



Cost Cutters                  149.48       1.79      140.93         1.69       25.25       0.30        20.76      1,729.83



Payless Shoesource #4633      319.17       1.20        0.00         0.00        0.00       0.00        16.20      4,319.17

Sally Beauty #1641            298.96       1.79      245.09         1.47       50.00       0.30        17.56      2,927.38

Fashion Bug #2682           1,196.89       1.20    1,470.54         1.47      300.00       0.30        12.97     12,967.43

Beauty Smart                  657.71       1.79      620.08         1.69      111.09       0.30        17.58      6,445.21



Remco #3321                   312.82       1.25      367.64         1.47       75.00       0.30        15.02      3,755.46

4/29/97                 Community Centers One LLC                       3:58 pm

User: KRAUSE              Commercial Rent Roll                         Page: 20

Property : BROADWAY MARKETPLACE   Report Date From : 5/01/97  To : 5/31/97
           Denver Colorado 80223

                                                            TERM                       PRORATED             BASE RENT    BASE RENT
                                          SQ. FOOT  --------------------   UNIT INFO   BASE RENT  RENT PER   INCREASE     INCREASE
      TENANT                 UNIT REF NO. OCCUPIED    FROM         TO      BASE RENT     ANNUAL   SQ FT/YR    (DATE)      (AMOUNT)
---------------------------- -----------  -------   ---------   --------  ----------  ----------  --------- ----------   -----------
General Nutrition Ctr #2631   950-487C5     1500     2/04/95     2/28/05     1750.00    21000.00      14.00   4/01/95      1,750.00
                                                                                                              3/01/00      2,012.50

Travel Network                950-487C6     1365    12/16/95    12/31/00     1405.00    16860.00      12.35   1/01/97      1,405.00
                                                                                                              1/01/98      1,446.83
                                                                                                              1/01/99      1,490.12
                                                                                                              1/01/00      1,534.49

Radio Shack #4003             950-487C7     2400     5/15/95     5/31/05     2100.00    25200.00      10.50   7/01/95      2,100.00
                                                                                                              6/01/98      2,300.00
                                                                                                              6/01/00      2,500.00
                                                                                                              6/01/02      2,700.00

Blockbuster Video #8048       950-545B1     6481     4/04/94     7/31/99     8101.25    97215.00      15.00   7/01/94      8,101.25

Colorel Blinds                950-545B2     3815     3/05/95     3/31/00     4624.54    55494.48      14.55   4/01/97      4,624.54
                                                                                                              4/01/98      4,764.68
                                                                                                              4/01/99      4,907.93

Party America #35             950-545B4     7265     9/21/94     9/30/04     8475.83   101709.96      14.00  11/01/94      8,475.83
                                                                                                             10/01/98          0.00

Misc. Income                  950-99999        0                                0.00        0.00       0.00                    0.00

---------------------------- -----------  -------   ---------   --------  ----------  ----------  --------- ----------   -----------
T 0 T A L S :                             382576                           296300.30  3555603.60       9.29

      Total Occupied Square Feet :        382576
      Total Vacant Square Feet :               0


                                 ---CAM EXPENSE------   --REAL ESTATE TAX----      --INS EXPENSE-----     -----GROSS RENTS------
      TENANT                       MONTH     SQ FT/YR    MONTH       SQ FT/YR       MONTH    SQ FT/YR     SQ FT/YR     TOTAL
----------------------------     ---------  ---------   ---------    --------      -------   --------     --------   -----------
General Nutrition Ctr #2631        224.22       1.79      211.39         1.69       37.87       0.30        17.79      2,223.48


Travel Network                     204.04       1.79      192.37         1.69       34.46       0.30        16.14      1,835.87




Radio Shack #4003                  358.75       1.79      338.22         1.69       60.60       0.30        14.29      2,857.57




Blockbuster Video #8048            646.42       1.20        0.00         0.00      162.03       0.30        16.50      8,909.70

Colorel Blinds                     570.26       1.79      467.51         1.47       96.32       0.30        18.11      5,758.63



Party America #35                  757.55       1.25      890.29         1.47      181.63       0.30        17.02     10,305.30


Misc. Income                         0.00       0.00        0.00         0.00        0.00       0.00         0.00          0.00

----------------------------     ---------  ---------   ---------    --------      -------   --------     --------   -----------
T 0 T A L S :                   18,708.82       0.59    8,189.72         0.26     4059.58       0.13        10.26    327,258.42


                                                                         Addenda
================================================================================



                              Subject Retail Sales



================================================================================

/13/97                            Community Centers One LLC              9:11 am

User: KUSHNER                    Retail Sales Detail Report              Page: 1
                                 Reported Sales  : 1996 - 1997
Property : BROADWAY MARKETPLACE  Select By        : Unit Ref
                                 Type of Occupant : Current
                                 Include Non Reporters : No

Tenant                          Year     January    February       March      April         May        June        July      August
====================================================================================================================================
-363             KMart #7303

Sq Ft            107,806        1997   1,452,752   1,452,752   1,452,752
Rent              84,166.67     1996   1,344,782   1,344,782   1,344,782  1,452,752   1,452,752   1,452,752   1,452,752   1,452,752
Store Opened        3/24/94
Lease Exp           3/31/19
Departments              No
-----------------------------------------------------------------------------------------------------------------------------------
-505             Wal-Mart/Sam's #6632

Sq Ft            114,057        1997   3,824,189
Rent              90,391.75     1996   3,180,247   3,824,189   3,824,189  3,824,189   3,824,189   3,824,189   3,824,189   3,824,189
Lease Eff         11/19/93
Lease Exp         11/30/18
Departments             No
-----------------------------------------------------------------------------------------------------------------------------------
-303D1           Subway #14930

Sq Ft              1,296        1997      29,961
Rent               1,832.76     1996      28,964      28,362      30,141     30,399      33,165      34,678      32,727
Lease Eff           1/06/95
Lease Exp           1/31/00
Departments              No
-----------------------------------------------------------------------------------------------------------------------------------
-303D2           Mailboxes

Sq Ft              1,300        1997      39,400      33,928      40,063     38,439
Rent               1,838.42     1996      28,264      33,740
Store Opened       12/10/94
Lease Exp          12/31/99
Departments              No
-----------------------------------------------------------------------------------------------------------------------------------
-303D3           Cost Cutters

Sq Ft              1,000     |  1997      26,166                  30,569     27,477           0
Rent               1,414.17  |  1996      21,697      21,493      27,851     27,225      26,594      26,851      25,837      25,655
Store Opened        2/17/95  |
Lease Exp           1/31/00  |
Departments              No  |

Tenant                          September    October    November    December  Yr. SPSF  Yr. Total
-----------------------------------------------------------------------------------------------------------------------------------
-363             KMart #7303

Sq Ft            107,806                                                           40   4,358,257
Rent              84,166.67     1,452,752  1,452,752   1,452,752   1,452,752      159  17,109,116
Store Opened        3/24/94
Lease Exp           3/31/19
Departments              No
-----------------------------------------------------------------------------------------------------------------------------------
-505             Wal-Mart/Sam's #6632

Sq Ft            114,057                                                           34   3,824,189
Rent              90,391.75     3,824,189  3,824,189   3,824,189   3,824,189      397  45,246,326
Lease Eff         11/19/93
Lease Exp         11/30/18
Departments             No
------------------------------------------------------------------------------------------------------------------------------------
-303D1           Subway #14930

Sq Ft              1,296                                                           23      29,961
Rent               1,832.76                                                       169     218,437
Lease Eff           1/06/95
Lease Exp           1/31/00
Departments              No
------------------------------------------------------------------------------------------------------------------------------------
-303D2           Mailboxes

Sq Ft              1,300                                                          117     151,830
Rent               1,838.42                                                        48      62,004
Store Opened       12/10/94
Lease Exp          12/31/99
Departments              No
------------------------------------------------------------------------------------------------------------------------------------
-303D3           Cost Cutters

Sq Ft              1,000                                                           84      84,212
Rent               1,414.17        23,910     24,570      24,851         277     276,534
Store Opened        2/17/95
Lease Exp           1/31/00
Departments              No

/13/97                            Community Centers One LLC              9:11 am

User: KUSHNER                    Retail Sales Detail Report              Page: 2
                                 Reported Sales  : 1996 - 1997
Property : BROADWAY MARKETPLACE  Select By        : Unit Ref
                                 Type of Occupant : Current
                                 Include Non Reporters : No

Tenant                          Year     January    February       March      April         May        June        July      August
====================================================================================================================================
-407A1           Payless Shoesource #4633

Sq Ft              3,200        1997      26,743      29,595      52,017     40,693
Rent               4,000.00     1996      25,251      29,429      37,068     43,767      48,787      48,251      39,015      43,127
Store Opened        3/24/94
Lease Exp           3/31/04
Departments              No
-----------------------------------------------------------------------------------------------------------------------------------
-407A2           Sally Beauty #1641

Sq Ft              2,000        1997    No Sales
Rent               2,333.33     1996      26,600      29,523      33,327     29,810      30,652      32,391      33,664      34,161
Store Opened        3/28/94
Lease Exp           3/31/99
Departments              No
-----------------------------------------------------------------------------------------------------------------------------------
-407A3           Fashion Bug #2682

Sq Ft             12,000        1997      33,216      48,902      84,646     58,678
Rent              10,000.00     1996      43,284      44,086      58,337     55,735      67,044      77,787      51,417      60,386
Store Opened        4/27/94
Lease Exp           1/31/05
Departments              No
-----------------------------------------------------------------------------------------------------------------------------------
-487C2           Remco #3321

Sq Ft              3,000        1997    No Sales
Rent               3,000.00     1996      34,257      33,994      38,209     37,615      37,303      33,412      34,944      34,902
Store Opened       12/05/94
Lease Exp          12/31/97
Departments              No
-----------------------------------------------------------------------------------------------------------------------------------
-487C5           General Nutrition Ctr #2631

Sq Ft              1,500        1997      25,535      27,106      27,235     25,790
Rent               1,750.00     1996      22,633      25,656      29,561     28,976      27,036      27,395      24,014      25,677
Store Opened        2/04/95
Lease Exp           2/28/05
Departments              No

Tenant                          September    October    November    December  Yr. SPSF  Yr. Total
=============================================================================================================
-407A1           Payless Shoesource #4633

Sq Ft              3,200                                                           47     149,049
Rent               4,000.00        36,008     36,312      36,907      35,832      144     459,753
Store Opened        3/24/94
Lease Exp           3/31/04
Departments              No
-------------------------------------------------------------------------------------------------------------
-407A2           Sally Beauty #1641

Sq Ft              2,000
Rent               2,333.33        29,587     29,368       27,496     34,886      186     371,465
Store Opened        3/28/94
Lease Exp           3/31/99
Departments              No
-------------------------------------------------------------------------------------------------------------
-407A3           Fashion Bug #2682

Sq Ft             12,000                                                           19     225,443
Rent              10,000.00        76,371     47,899      48,902      87,380       60     718,628
Store Opened        4/27/94
Lease Exp           1/31/05
Departments              No
-------------------------------------------------------------------------------------------------------------
-487C2           Remco #3321

Sq Ft              3,000
Rent               3,000.00        28,843     28,862      31,658      32,928      136     406,925
Store Opened       12/05/94
Lease Exp          12/31/97
Departments              No
-------------------------------------------------------------------------------------------------------------
-487C5           General Nutrition Ctr #2631

Sq Ft              1,500                                                            70     105,666
Rent               1,750.00         23,891     26,244      26,003      22,678      207     309,764
Store Opened        2/04/95
Lease Exp           2/28/05
Departments              No

/13/97                            Community Centers One LLC              9:11 am

User: KUSHNER                    Retail Sales Detail Report              Page: 3
                                 Reported Sales  : 1996 - 1997
Property : BROADWAY MARKETPLACE  Select By        : Unit Ref
                                 Type of Occupant : Current
                                 Include Non Reporters : No

Tenant                          Year     January    February       March      April         May        June        July      August
===================================================================================================================================
-487C6           Travel Network

Sq Ft              1,365        1997      55,532      61,508      58,175     55,786
Rent               1,405.00     1996 -- No Sales
Store Opened       12/16/95
Lease Exp          12/31/00
Departments              No
-----------------------------------------------------------------------------------------------------------------------------------
-487C7           Radio Shack #4003

Sq Ft              2,400        1997      28,985      24,081      29,998     33,329
Rent               2,100.00     1996      17,099      18,556      23,701     22,363      22,602      19,447      22,407      28,363
Lease Eff           5/15/95
Lease Exp           5/31/05
Departments              No
-----------------------------------------------------------------------------------------------------------------------------------
-545B4           Party America #35

Sq Ft              7,265        1997      47,002      43,631      40,466     49,385      52,423
Rent               8,475.83     1996      49,125      47,607      45,682     57,447      65,503      58,072      61,596      50,857
Store Opened        8/06/94
Lease Exp           9/30/04
Departments              No
Property Totals                 1997   5,589,482   1,721,504   1,815,921    329,577      52,423           0           0           0
                                1996   4,822,203   5,481,415   5,492,848  5,610,279   5,635,627   5,635,226   5,602,562   5,580,070

Tenant                          September    October    November    December  Yr. SPSF  Yr. Total
=================================================================================================
-487C6           Travel Network

Sq Ft              1,365                                                          169     231,001
Rent               1,405.00
Store Opened       12/16/95
Lease Exp          12/31/00
Departments              No
---------------------------------------------------------------------------------------------------------
-487C7           Radio Shack #4003

Sq Ft              2,400                                                           48     116,394
Rent               2,100.00        26,440     31,706      32,409      47,185      130     312,278
Lease Eff           5/15/95
Lease Exp           5/31/05
Departments              No
---------------------------------------------------------------------------------------------------------
-545B4           Party America #35

Sq Ft              7,265                                                           32     232,907
Rent               8,475.83        42,263     80,059      49,845      47,475       90     655,533
Store Opened        8/06/94
Lease Exp           9/30/04
Departments              No
Property Totals                         0          0           0           0    1,309   9,508,907
                                5,564,255  5,581,962   5,555,014   5,585,305    9,105  66,146,764

                                                                         Addenda
================================================================================



                         Pro-Ject Lease Abstract Report



================================================================================

                              BROADWAY MARKETPLACE
                              LEASE ABSTRACT REPORT
                                 FOR ALL TENANTS

                     PRIMARY/                                                  ANNUAL
                    SECONDARY    SQUARE   LEASE  LEASE  OPTION    MINIMUM      MINIMUM    OVERAGE CEILING    BREAKPOINT
      TENANT          CODES       FEET    BEGIN   END    #/MOS    RENT/SF        RENT        %     (000'S)     (000'S)
------------------- ----------- --------  -----  -----  ------  ------------   ---------  ------- ---------  ----------
#  1-SUITE 1             1      114,057   12/93  11/18       -          9.51   1,084,682    0.50  UNLIMITED    50,000
SAM'S WAREHOUSE          -

                                                         1-460          9.51   1,084,682    0.50  UNLIMITED    50,000

#  2-SUITE 2             1      107,806    4/94   3/19       -          9.37   1,010,142    1.00  UNLIMITED    23,130
K-MART


                                                         1-600          9.37   1,010,142    1.00  UNLIMITED    23,130


#  3-SUITE 3             1       50,645    7/94   5/19       -          7.89     399,589                      NATURAL
ALBERTSON'S              -


                                                         1-360          7.89     399,589                      NATURAL


#  4-SUITE AlOO          2        3,200    4/94   3/04       -         15.00      48,000    4.00  UNLIMITED   NATURAL
PAYLESS SHOESOURCE       1




                                                          1-60         17.25      55,200    4.00  UNLIMITED   NATURAL





                                                          2-60         19.84      63,488    4.00  UNLIMITED   NATURAL

                     PRIMARY/
                    SECONDARY                      PRO RATA    % OF RENT
      TENANT          CODES       RECOVERIES      SHARE BASE  SUBJ TO CPI
------------------- ---------- ------------------ ----------  -----------
#  1-SUITE 1             1     LIABILITY INS.          ZERO
SAM'S WAREHOUSE          -     REAL ESTATE TAXES       ZERO
                               LIABILITY INS.          ZERO
                               REAL ESTATE TAXES       ZERO

#  2-SUITE 2             1     COMMON AREA             ZERO
K-MART                         LIABILITY INS.          ZERO
                               REAL ESTATE TAXES       ZERO

                               COMMON AREA             ZERO
                               LIABILITY INS.          ZERO
                               REAL ESTATE TAXES       ZERO

#  3-SUITE 3             1     CAM + 10%               ZERO
ALBERTSON'S              -     LIABILITY INS.          ZERO
                               REAL ESTATE TAXES       ZERO

                               CAM + 10%               ZERO
                               LIABILITY INS.          ZERO
                               REAL ESTATE TAXES       ZERO

#  4-SUITE AlOO          2     CAM + 10%               ZERO
PAYLESS SHOESOURCE       1     REAL ESTATE TAXES       ZERO
                               TRASH + 10%             ZERO
                               PROP. INSURANCE         ZERO
                               LIABILITY INS.          ZERO

                               CAM + 10%               ZERO
                               REAL ESTATE TAXES       ZERO
                               TRASH + 10%             ZERO
                               PROP. INSURANCE         ZERO
                               LIABILITY INS.          ZERO

                               CAM + 10%               ZERO
                               REAL ESTATE TAXES       ZERO
                               TRASH + 10%             ZERO
                               PROP. INSURANCE         ZERO
                               LIABILITY INS.          ZERO

                     PRIMARY/                                                  ANNUAL
                    SECONDARY    SQUARE   LEASE  LEASE  OPTION    MINIMUM      MINIMUM    OVERAGE CEILING    BREAKPOINT
      TENANT          CODES       FEET    BEGIN   END    #/MOS    RENT/SF        RENT        %     (000'S)     (000'S)
------------------- ----------- --------  -----  -----  ------  ------------   ---------  ------- ---------  ----------
#  5-SUITE A101          2        4,400    8/94   7/99       -         14.21      62,524                      NATURAL
BEAUTY SMART             1                                       8/98  14.63      64,372




                                                          1-60         15.07      66,308                      NATURAL
                                                                 8/00  15.52      68,288
                                                                 8/01  15.99      70,356
                                                                 8/02  16.47      72,468
                                                                 8/03  16.96      74,624


                                                          2-60         17.47      76,868                      NATURAL
                                                                 8/05  18.00      79,200
                                                                 8/06  18.53      81,532
                                                                 8/07  19.09      83,996
                                                                 8/08  19.66      86,504

#  6-SUITE A104          2       12,000    5/94   1/05       -         10.00     120,000    4.00  UNLIMITED     2,400
FASHION BUG              1



                                                          1-60         11.00     132,000    4.00  UNLIMITED     2,640




                                                          2-60         12.00     144,000    4.00  UNLIMITED     2,880




                                                          3-60         13.00     156,000    4.00  UNLIMITED     3,120




                                                          4-60         14.00     168,000    4.00  UNLIMITED     3,360

                     PRIMARY/
                    SECONDARY                        PRO RATA    % OF RENT
      TENANT          CODES         RECOVERIES      SHARE BASE  SUBJ TO CPI
------------------- -----------  ------------------ ----------  -----------
#  5-SUITE A101          2       CAM & FEES + 15%        ZERO
BEAUTY SMART             1       TAXES + 15%             ZERO
                                 TRASH + 15%             ZERO
                                 PROP. INS. + 15%        ZERO
                                 LIAB. INS. + 15%        ZERO

                                 CAM & FEES + 15%        ZERO
                                 TAXES + 15%             ZERO
                                 TRASH + 15%             ZERO
                                 PROP. INS. + 15%        ZERO
                                 LIAB. INS. + 15%        ZERO

                                 CAM & FEES + 15%        ZERO
                                 TAXES + 15%             ZERO
                                 TRASH + 15%             ZERO
                                 PROP. INS. + 15%        ZERO
                                 LIAB. INS. + 15%        ZERO

#  6-SUITE A104          2       CAM + 10%               ZERO
FASHION BUG              1       REAL ESTATE TAXES       ZERO
                                 PROP. INSURANCE         ZERO
                                 LIABILITY INS.          ZERO

                                 CAM + 10%               ZERO
                                 REAL ESTATE TAXES       ZERO
                                 PROP. INSURANCE         ZERO
                                 LIABILITY INS.          ZERO

                                 CAM + 10%               ZERO
                                 REAL ESTATE TAXES       ZERO
                                 PROP. INSURANCE         ZERO
                                 LIABILITY INS.          ZERO

                                 CAM + 10%               ZERO
                                 REAL ESTATE TAXES       ZERO
                                 PROP. INSURANCE         ZERO
                                 LIABILITY INS.          ZERO

                                 CAM + 10%               ZERO
                                 REAL ESTATE TAXES       ZERO
                                 PROP. INSURANCE         ZERO
                                 LIABILITY INS.          ZERO

                     PRIMARY/                                                  ANNUAL
                    SECONDARY    SQUARE   LEASE  LEASE  OPTION    MINIMUM      MINIMUM    OVERAGE CEILING    BREAKPOINT
      TENANT          CODES       FEET    BEGIN   END    #/MOS    RENT/SF        RENT        %     (000'S)     (000'S)
------------------- ----------- --------  -----  -----  ------  ------------   ---------  ------- ---------  ----------
#  7-SUITE AlO5          2        2,000    4/94   3/99       -         14.00      28,000    3.00  UNLIMITED       933
SALLY BEAUTY             1




                                                          1-60         16.10      32,200    3.00  UNLIMITED       933





#  8-SUITE B1OO          2        6,481    4/94   7/99       -         15.00      97,215                      NATURAL
BLOCKBUSTER              1




                                                          1-60         17.25     111,797                      NATURAL





                                                          2-60         19.84     128,583                      NATURAL





                                                          3-60         22.81     147,832                      NATURAL





#  9-SUITE B200          2        3,815    4/95   3/00       -         14.55      55,508                      NATURAL
COLOREL BLINDS           1                                       4/98  14.99      57,187
                                                                 4/99  15.44      58,904

                     PRIMARY/
                    SECONDARY                        PRO RATA    % OF RENT
      TENANT          CODES         RECOVERIES      SHARE BASE  SUBJ TO CPI
------------------- -----------  ------------------ ----------  -----------
#  7-SUITE AlO5          2       CAM & FEES + 15%        ZERO
SALLY BEAUTY             1       REAL ESTATE TAXES       ZERO
                                 TRASH + 15%             ZERO
                                 PROP. INSURANCE         ZERO
                                 LIABILITY INS.          ZERO

                                 CAM & FEES + 15%        ZERO
                                 REAL ESTATE TAXES       ZERO
                                 TRASH + 15%             ZERO
                                 PROP. INSURANCE         ZERO
                                 LIABILITY INS.          ZERO

#  8-SUITE B1OO          2       CAM + 10%               ZERO
BLOCKBUSTER              1       REAL ESTATE TAXES       ZERO
                                 TRASH + 10%             ZERO
                                 PROP. INSURANCE         ZERO
                                 LIABILITY INS.          ZERO

                                 CAM + 10%               ZERO
                                 REAL ESTATE TAXES       ZERO
                                 TRASH + 10%             ZERO
                                 PROP. INSURANCE         ZERO
                                 LIABILITY INS.          ZERO

                                 CAM + 10%               ZERO
                                 REAL ESTATE TAXES       ZERO
                                 TRASH + 15%             ZERO
                                 PROP. INSURANCE         ZERO
                                 LIABILITY INS.          ZERO

                                 CAM + 10%               ZERO
                                 REAL ESTATE TAXES       ZERO
                                 TRASH + 10%             ZERO
                                 PROP. INSURANCE         ZERO
                                 LIABILITY INS.          ZERO

#  9-SUITE B200          2       CAM & FEES + 15%        ZERO
COLOREL BLINDS           1       TAXES + 15%             ZERO
                                 TRASH + 15%             ZERO
                                 PROP. INS. + 15%        ZERO
                                 LIAB. INS. + 15%        ZERO

                     PRIMARY/                                                  ANNUAL
                    SECONDARY    SQUARE   LEASE  LEASE  OPTION    MINIMUM      MINIMUM    OVERAGE CEILING    BREAKPOINT
      TENANT          CODES       FEET    BEGIN   END    #/MOS    RENT/SF        RENT        %     (000'S)     (000'S)
------------------- ----------- --------  -----  -----  ------  ------------   ---------  ------- ---------  ----------
                                                          1-60         15.90      59,418                      NATURAL
                                                                 4/01  16.38      61,212
                                                                 4/02  16.87      63,043
                                                                 4/03  17.37      64,912
                                                                 4/04  17.90      66,892

                                                          2-60         18.44      68,910                      NATURAL
                                                                 4/06  18.98      70,928
                                                                 4/07  19.55      73,058
                                                                 4/08  20.14      75,263
                                                                 4/09  20.75      77,543

#  10-SUITE B400         2        7,265    10/94  9/04       -         14.00     101,710    5.00  UNLIMITED   NATURAL
PARTY AMERICA            1                                      10/98  16.07     116,749
                                                                10/99  16.63     120,817
                                                                10/00  17.21     125,031
                                                                10/01  17.81     129,390
                                                                10/02  18.43     133,894
                                                                10/03  19.08     138,616

#  11-SUITE C            1       23,500   12/94   1/10       -         10.50     246,750                      NATURAL
OFFICEMAX                -                                       1/00  11.00     258,500
                                                                 1/05  11.50     270,250


                                                         1-300         12.00     282,000
                                                                 2/15  12.50     293,750
                                                                 2/20  13.00     305,500
                                                                 2/25  13.50     317,250
                                                                12/27  14.00     329,000

#  12-SUITE C1OO         1       22,356   12/94  11/14       -          6.41     143,302                      NATURAL
PEP BOYS                 -                                      12/99   7.05     157,610
                                                                12/04   7.76     173,483
                                                                12/09   8.53     190,697

                                                          1-60          9.38     209,699

                     PRIMARY/
                    SECONDARY                        PRO RATA    % OF RENT
      TENANT          CODES         RECOVERIES      SHARE BASE  SUBJ TO CPI
------------------- -----------  ------------------ ----------  -----------
                                 CAM & FEES + 15%        ZERO
                                 TAXES + 15%             ZERO
                                 TRASH + 15%             ZERO
                                 PROP. INS. + 15%        ZERO
                                 LIAB. INS. + 15%        ZERO

                                 CAM & FEES + 15%        ZERO
                                 TAXES + 15%             ZERO
                                 TRASH + 15%             ZERO
                                 PROP. INS. + 15%        ZERO
                                 LIAB. INS. + 15%        ZERO

#  10-SUITE B400         2       CAM + 15%               ZERO
PARTY AMERICA            1       REAL ESTATE TAXES       ZERO
                                 TRASH + 15%             ZERO
                                 PROP. INSURANCE         ZERO
                                 LIABILITY INS.          ZERO



#  11-SUITE C            1       CAM + 7.5%              ZERO
OFFICEMAX                        PROP. INSURANCE         ZERO
                                 REAL ESTATE TAXES       ZERO
                                 LIABILITY INS.          ZERO

                                 CAM + 7.5%              ZERO
                                 PROP. INSURANCE         ZERO
                                 REAL ESTATE TAXES       ZERO
                                 LIABILITY INS.          ZERO


#  12-SUITE C1OO                 COMMON AREA             ZERO
PEP BOYS                         PROP. INSURANCE         ZERO
                                 REAL ESTATE TAXES       ZERO
                                 LIABILITY INS.          ZERO

                                 COMMON AREA             ZERO
                                 PROP. INSURANCE         ZERO
                                 REAL ESTATE TAXES       ZERO
                                 LIABILITY INS.          ZERO

                     PRIMARY/                                                  ANNUAL
                    SECONDARY    SQUARE   LEASE  LEASE  OPTION    MINIMUM      MINIMUM    OVERAGE CEILING    BREAKPOINT
      TENANT          CODES       FEET    BEGIN   END    #/MOS    RENT/SF        RENT        %     (000'S)     (000'S)
------------------- ----------- --------  -----  -----  ------  ------------   ---------  ------- ---------  ----------
                                                          2-60         10.32     230,714                      NATURAL




                                                          3-60         11.36     253,964                      NATURAL




                                                          4-60         11.36     253,964                      NATURAL




#  13-SUITE C200         2        3,000   12/94  11/97       -         12.00      36,000                      NATURAL
RENCO                    1


                                                          1-36         13.20      39,600                      NATURAL



#  14-SUITE C400         2        1,365    1/96  12/00       -         12.35      16,858    3.00  UNLIMITED   NATURAL
TRAVEL NETWORK           1                                      12/97  12.72      17,363
                                                                12/98  13.10      17,882
                                                                12/99  13.49      18,414


#  15-SUITE C5OO         2        2,400    4/95   3/05       -         10.50      25,200    3.00  UNLIMITED   NATURAL
RADIO SHACK              1                                       4/98  11.50      27,600
                                                                 4/00  12.50      30,000
                                                                 4/02  13.50      32,400


                                                          1-60         14.00      33,600    3.00  UNLIMITED   NATURAL

                     PRIMARY/
                    SECONDARY                        PRO RATA    % OF RENT
      TENANT          CODES         RECOVERIES      SHARE BASE  SUBJ TO CPI
------------------- -----------  ------------------ ----------  -----------
                                 COMMON AREA             ZERO
                                 PROP. INSURANCE         ZERO
                                 REAL ESTATE TAXES       ZERO
                                 LIABILITY INS.          ZERO

                                 COMMON AREA             ZERO
                                 PROP. INSURANCE         ZERO
                                 REAL ESTATE TAXES       ZERO
                                 LIABILITY INS.          ZERO

                                 COMMON AREA             ZERO
                                 PROP. INSURANCE         ZERO
                                 REAL ESTATE TAXES       ZERO
                                 LIABILITY INS.          ZERO

#  13-SUITE C200         2       CAM + 15%               ZERO
RENCO                    1       REAL ESTATE TAXES       ZERO
                                 TRASH + 15%             ZERO

                                 CAM + 15%               ZERO
                                 REAL ESTATE TAXES       ZERO
                                 TRASH + 15%             ZERO

#  14-SUITE C400         2       CAM & FEES + 15%        ZERO
TRAVEL NETWORK           1       REAL ESTATE TAXES       ZERO
                                 TRASH + 15%             ZERO
                                 PROP. INSURANCE         ZERO
                                 LIABILITY INS.          ZERO

#  15-SUITE C5OO                 CAM + 15%               ZERO
RADIO SHACK                      REAL ESTATE TAXES       ZERO
                                 TRASH + 15%             ZERO
                                 PROP. INS. + 15%        ZERO
                                 LIAB. INS. + 15%        ZERO

                                 REAL ESTATE TAXES       ZERO
                                 CAM + 15%               ZERO
                                 TRASH + 15%             ZERO
                                 PROP. INS. + 15%        ZERO
                                 LIAB. INS. + 15%        ZERO

                     PRIMARY/                                                  ANNUAL
                    SECONDARY    SQUARE   LEASE  LEASE  OPTION    MINIMUM      MINIMUM    OVERAGE CEILING    BREAKPOINT
      TENANT          CODES       FEET    BEGIN   END    #/MOS    RENT/SF        RENT        %     (000'S)     (000'S)
------------------- ----------- --------  -----  -----  ------  ------------   ---------  ------- ---------  ----------
#  16-SUITE C800         2        1,500    3/95   2/05       -         14.00      21,000    3.00  UNLIMITED   NATURAL
GNC                      1                                       3/00  16.10      24,150




                                                          1-60         18.52      27,780     300  UNLIMITED   NATURAL





                                                          2-60         21.29      31,935    3.00  UNLIMITED   NATURAL




#  17-SUITE D100         2        1,296    1/95  12/99       -         16.97      21,993                      NATURAL
SUBWAY                   1                                       1/98  17.48      22,654
                                                                 1/99  18.01      23,341



                                                          1-60         18.54      24,028                      NATURAL
                                                                 1/01  19.10      24,754
                                                                 1/02  19.68      25,505
                                                                 1/03  20.27      26,270
                                                                 1/04  20.88      27,060

#  18-SUITE D102         2        1,300   12/94  11/99       -         16.97      22,061                      NATURAL
MAILBOXES, ETC.          1                                      12/97  17.48      22,724
                                                                12/98  18.01      23,413



                                                          1-60         18.55      24,115                      NATURAL
                                                                12/00  19.10      24,830
                                                                12/01  19.68      25,584
                                                                12/02  20.27      26,351
                                                                12/03  20.88      27,144

                     PRIMARY/
                    SECONDARY                        PRO RATA    % OF RENT
      TENANT          CODES         RECOVERIES      SHARE BASE  SUBJ TO CPI
------------------- -----------  ------------------ ----------  -----------
#  16-SUITE C800         2       CAM & FEES + 15%        ZERO
GNC                      1       REAL ESTATE TAXES       ZERO
                                 TRASH + 15%             ZERO
                                 PROP. INS. + 15%        ZERO
                                 LIAB. INS. + 15%        ZERO

                                 CAM & FEES + 15%        ZERO
                                 REAL ESTATE TAXES       ZERO
                                 TRASH + 15%             ZERO
                                 PROP. INS. + 15%        ZERO
                                 LIAB. INS. + 15%        ZERO

                                 CAM & FEES + 15%        ZERO
                                 REAL ESTATE TAXES       ZERO
                                 TRASH + 15%             ZERO
                                 PROP. INS. + 15%        ZERO
                                 LIAB, INS. + 15%        ZERO

#  17-SUITE D100         2       CAM + 15%               ZERO
SUBWAY                   1       TAXES + 15%             ZERO
                                 TRASH + 15%             ZERO
                                 PROP. INS. + 15%        ZERO
                                 LIAB. INS. + 15%        ZERO

                                 CAM + 15%               ZERO
                                 REAL ESTATE TAXES       ZERO
                                 TRASH + 15%             ZERO
                                 PROP. INS. + 15%        ZERO
                                 LIAB. INS. + 15%        ZERO

#  18-SUITE D102                 CAM & FEES + 15%        ZERO
MAILBOXES, ETC.                  REAL ESTATE TAXES       ZERO
                                 TRASH + 15%             ZERO
                                 PROP. INS. + 15%        ZERO
                                 LIAB. INS. + 15%        ZERO

                                 CAM & FEES + 15%        ZERO
                                 REAL ESTATE TAXES       ZERO
                                 TRASH + 15%             ZERO
                                 PROP. INS. + 15%        ZERO
                                 LIAB. INS. + 15%        ZERO

                     PRIMARY/                                                  ANNUAL
                    SECONDARY    SQUARE   LEASE  LEASE  OPTION    MINIMUM      MINIMUM    OVERAGE CEILING    BREAKPOINT
      TENANT          CODES       FEET    BEGIN   END    #/MOS    RENT/SF        RENT        %     (000'S)     (000'S)
------------------- ----------- --------  -----  -----  ------  ------------   ---------  ------- ---------  ----------
                                                          2-60         21.51      27,963                      NATURAL
                                                                12/05  22.15      28,795
                                                                12/06  22.81      29,653
                                                                12/07  23.50      30,550
                                                                12/08  24.20      31,460

#  19-SUITE D103         2        1,000   12/94  11/99       -         16.97      16,970    6.00  UNLIMITED   NATURAL
COSTCUTTERS              1                                      12/97  17.48      17,480
                                                                12/98  18.01      18,010



                                                          1-60         18.55      18,550    6.00  UNLIMITED   NATURAL
                                                                12/00  19.11      19,110
                                                                12/01  19.68      19,680
                                                                12/02  20.27      20,270
                                                                12/03  20.88      20,880

#  20-SUITE PAD 1        4        4,275    1/94  12/13       -          0.00           0                      NATURAL
WENDY'S                  -


#  21-SUITE PAD 2        4        7,015    1/94  12/13       -          0.00           0                      NATURAL
IMPERIAL PALACE          2

#  22-SUITE PAD 3        4        1,900    1/94  12/13       -          0.00           0                      NATURAL
TACO BELL                -

                              ---------
                                382,576
                              =========

                     PRIMARY/
                    SECONDARY                        PRO RATA    % OF RENT
      TENANT          CODES         RECOVERIES      SHARE BASE  SUBJ TO CPI
------------------- -----------  ------------------ ----------  -----------
                                 CAM & FEES + 15%        ZERO
                                 REAL ESTATE TAXES       ZERO
                                 TRASH + 15%             ZERO
                                 PROP. INS. + 15%        ZERO
                                 LIAB. INS. + 15%        ZERO

#  19-SUITE D103         2       CAM & FEES + 15%        ZERO
COSTOUTTERS              1       TAXES + 15%             ZERO
                                 TRASH + 15%             ZERO
                                 PROP. INS. + 15%        ZERO
                                 LIAB. INS. + 15%        ZERO

                                 CAM & FEES + 15%        ZERO
                                 TAXES + 15%             ZERO
                                 TRASH + 15%             ZERO
                                 PROP. INS. + 15%        ZERO
                                 LIAB. INS. + 15%        ZERO

#  20-SUITE PAD 1        4       CAM + 15%               ZERO
WENDY' S                         PROP. INS. + 15%        ZERO
                                 LIAB, INS. + 15%        ZERO

#  21-SUITE PAD 2        4       NONE
IMPERIAL PALACE          2

#  22-SUITE PAD 3        4       CAM + 15%               ZERO
TACO BELL                        PROP. INS. + 15%        ZERO
                                 LIAB. INS. + 15%        ZERO

                                                                         Addenda
================================================================================



                           Pro-Ject Assumption Report



================================================================================

                              BROADWAY MARKETPLACE
                           PROJECT ASSUMPTIONS REPORT
                                EXCLUDING TENANTS

BUILDING PROLOGUE

LEASEHOLD ANALYSIS OF BROADWAY MARKETPLACE BEGINNING 8/1997
FOR 16 YEARS ON A FISCAL YEAR BASIS


AREA MEASURES

GLA
DESCRIBED AS GROSS LEASEABLE AREA
1997 VALUE - 404,733
THEREAFTER - CONSTANT

GLOA
1997 VALUE - 404,733
THEREAFTER - CONSTANT

SALE
1997 VALUE - 13,190
THEREAFTER - CONSTANT

PINA
DESCRIBED AS GLA FOR PROP. INS. REIMBURSEMENT
1997 VALUE -  369,386
THEREAFTER - CONSTANT

CGLA
DESCRIBED AS GLA FOR CAM CHARGES
1997 VALUE - 261,504
THEREAFTER- CONSTANT

TGLA
1997 VALUE - 369,386
THEREAFTER - CONSTANT

KGLA
DESCRIBED AS GROSS LEASEABLE AREA FOR K-MART'S RECOVERIES
1997 VALUE - 397,899
THEREAFTER - CONSTANT

LGBA
1997 VALUE - 370,129
THEREAFTER - CONSTANT

TRSH
DESCRIBED AS GLA FOR TRASH RECOVERIES
1997 VALUE -    39,079
THEREAFTER - CONSTANT

LINA
DESCRIBED AS GLA FOR LIABILITY INSURANCE RECOVERIES
1997 VALUE -   375,561
THEREAFTER - CONSTANT


GROWTH RATES

MCPI
DESCRIBED AS MARKET RENT GROWTH
1997 VALUE - 3.50
THEREAFTER - CONSTANT

ECPI
DESCRIBED AS EXPENSE GROWTH RATE
1997 VALUE - 3.50
THEREAFTER - CONSTANT

SCPI
DESCRIBED AS SALES GROWTH RATE
1997 VALUE - 3.50
THEREAFTER - CONSTANT


MARKET RATES

MK13
DESCRIBED AS MARKET RENT FOR BUILDING C
1997 VALUE -   13.00
1998 VALUE -   13.00
THEREAFTER - GROWING AT GROWTH RATE MCPI

MK15
DESCRIBED AS MARKET RENT FOR BUILDING B
1997 VALUE -   15.00
1998 VALUE -   15.00
THEREAFTER - GROWING AT GROWTH RATE MCPI

MK17
DESCRIBED AS MARKET RENT FOR BUILDING D
1997 VALUE -   17.00

1998 VALUE - 17.00
THEREAFTER - GROWING AT GROWTH RATE MCPI

OWNE
DESCRIBED AS OWNER'S EXPENSE
1997 VALUE - 0.05
THEREAFTER - GROWING AT GROWTH RATE ECPI

\\
CONSTANT

\\\
CONSTANT

REPL
DESCRIBED AS REPLACEMENT RESERVE RATE PSF
1997 VALUE -    0.10
THEREAFTER - GROWING AT GROWTH RATE ECPI

COMM
DESCRIBED AS BLENDED COMMISSION RATE UPON LEASE EXPIRATION
1997 VALUE -    1.95
THEREAFTER - GROWING AT GROWTH RATE ECPI

ALTR
DESCRIBED AS BLENDED ALTERATION RATE PSF UPON LEASE EXPIRATION
1997 VALUE -    1.25
THEREAFTER - GROWING AT GROWTH RATE ECPI


MISCELLANEOUS INCOMES

NONE


EXPENSES

COMMON AREA MAINT., REFERRED TO AS CAMX
DESCRIBED AS RECOVERABLE CAM EXPENSE
AN INFORMATIONAL EXPENSE

+100.0% OF CAME-100.0% OF IMCO
-100.0% OF TRSH

INSURANCE      , REFERRED TO AS INSX
DESCRIBED AS RECOVERABLE INSURANCE EXPENSE
CHARGED AGAINST NET OPERATING INCOME

+100.0% OF PIX +100.0% OF LIX

REAL ESTATE TAXES , REFERRED TO AS TAXX
DESCRIBED AS RECOVERABLE TAX EXPENSE
CHARGED AGAINST NET OPERATING INCOME
1997 VALUE - 581,054
1998 VALUE - 581,054
THEREAFTER - GROWING AT GROWTH RATE ECPI


MANAGEMENT FEE   , REFERRED TO AS MGMT
DESCRIBED AS MANAGEMENT FEE
AN INFORMATIONAL EXPENSE
1997 VALUE  -  124,550
1998 VALUE  -  124,991
1999 VALUE  -  125,982
2000 VALUE  -  127,530
2001 VALUE  -  127,880
2002 VALUE  -  128,228
2003 VALUE  -  128,541
2004 VALUE  -  129,715
2005 VALUE  -  132,652
2006 VALUE  -  133,095
2007 VALUE  -  133,484
2008 VALUE  -  133,887
2009 VALUE  -  134,994
2010 VALUE  -  136,053
2011 VALUE  -  136,209
2012 VALUE  -  136,867
THEREAFTER  - CONSTANT

CAM & FEES + 15%  , REFERRED TO AS CF15
DESCRIBED AS CAM PLUS MANAGEMENT (FOR RECOVERIES
AN INFORMATIONAL EXPENSE
+115.0% OF CAMX +97.0% OF MGMT

INSURANCE + 15%  , REFERRED TO AS IN15
AN INFORMATIONAL EXPENSE
+115.0% OF INSX


TAXES + 15%     , REFERRED TO AS TX15
DESCRIBED AS TAX EXPENSE TIMES 115%
AN INFORMATIONAL EXPENSE
+115.0% OF TAXX


CAM + 15%       , REFERRED TO AS CA15
DESCRIBED AS CAM EXPENSE TIMES 115%
AN INFORMATIONAL EXPENSE
+115.0% OF CAMX

CAM + 10%       , REFERRED TO AS CA10
DESCRIBED AS CAM EXPENSE TIMES 110%
AN INFORMATIONAL EXPENSE
+110.0% OF CAMX

INSURANCE + 10% , REFERRED TO AS IN10
AN INFORMATIONAL EXPENSE
+110.0% OF INSX

CAM + 7.5%      , REFERRED TO AS CA75
DESCRIBED AS CAM EXPENSE TIMES 107.5%
AN INFORMATIONAL EXPENSE
+ 107.5% OF CAMX

PROP. INSURANCE , REFERRED TO AS PIX
DESCRIBED AS RECOVERABLE PROP. INSURANCE EXPENSE
AN INFORMATIONAL EXPENSE
1997 VALUE -    7,500
THEREAFTER - GROWING AT GROWTH RATE ECPI

LIABILITY INS.  , REFERRED TO AS LIX
AN INFORMATIONAL EXPENSE
1997 VALUE -    75,000
THEREAFTER - GROWING AT GROWTH RATE ECPI

LIAB. INS. + 10% , REFERRED TO AS LI1O
DESCRIBED AS LIABILITY EXPENSE TIMES 110%
AN INFORMATIONAL EXPENSE
+110.0% OF LIX

TRASH REMOVAL    , REFERRED TO AS TRSH
DESCRIBED AS RECOVERABLE TRASH EXPENSE
AN INFORMATIONAL EXPENSE
1997 VALUE -    12,000
THEREAFTER - GROWING AT GROWTH RATE ECPI

TRASH + 10%     , REFERRED TO AS TR10
DESCRIBED AS RECOVERABLE TRASH EXP. TIMES 110%
AN INFORMATIONAL EXPENSE
+110.0% OF TRSH

IMPERIAL CONTRIB. , REFERRED TO AS IMCO
DESCRIBED AS IMPERIAL RESTAURANT CAM CONTRIBUTION
AN INFORMATIONAL EXPENSE
1997 VALUE -    2,000
1998 VALUE -    2,000
1999 VALUE -    2,300
2000 VALUE -    2,300

2001 VALUE -      2,300
2002 VALUE -      2,300
2003 VALUE -      2,300
2004 VALUE -      2,600
2005 VALUE -      2,600
2006 VALUE -      2,600
2007 VALUE -      2,600
2008 VALUE -      2,600
2009 VALUE -      2,900
2010 VALUE -      2,900
THEREAFTER - CONSTANT

COMMON AREA MAINT., REFERRED TO AS CAME
DESCRIBED AS COMMON AREA EXPENSE
CHARGED AGAINST NET OPERATING INCOME
1997 VALUE -    280,000
THEREAFTER - GROWING AT GROWTH RATE ECPI

TRASH + 15%         , REFERRED TO AS TR15
DESCRIBED AS TRASH EXPENSE TIMES 115%
AN INFORMATIONAL EXPENSE
+115.0% OF TRSH

OWNERS EXPENSE      , REFERRED TO AS OWNE
DESCRIBED AS OWNER'S EXPENSE
CHARGED AGAINST NET OPERATING INCOME
MARKET RATE OWNE MULTIPLIED BY AREA MEASURE TGLA

LIAB. INS. + 15%        , REFERRED TO AS LI15
DESCRIBED AS LIABILITY INSURANCE TIMES 115%
AN INFORMATIONAL EXPENSE
+115.0% OF LIX

PROP. INS. + 15%   , REFERRED TO AS PI15
DESCRIBED AS PROP. INSURANCE EXPENSE TIMES 115%
AN INFORMATIONAL EXPENSE
+115.0% OF PIX

\                 , REFERRED TO AS \
AN INFORMATIONAL EXPENSE
CONSTANT

VACANCY ALLOWANCE
-----------------

PERCENTAGE OF POTENTIAL GROSS INCOME
FOR ALL TENANTS SUBJECT TO VACANCY

1997 VALUE -        7.00
THEREAFTER - CONSTANT

MANAGEMENT FEE
--------------

PERCENTAGE OF MINIMUM AND PERCENTAGE RENTS ONLY
FOR ALL TENANTS
PASSED THROUGH TO TENANTS USING EXPENSE MGMT
1997 VALUE -        3.50
THEREAFTER - CONSTANT

COMMISSION CALCULATIONS
-----------------------

STANDARD METHOD  #1  - 0.000%  OF TOTAL RENT

STANDARD METHOD  #2  - 0.000%  OF TOTAL RENT

STANDARD METHOD  #3  - 0.000%  OF TOTAL RENT

STANDARD METHOD  #4  - 0.000%  OF TOTAL RENT

STANDARD METHOD  #5  - 0.000%  OF TOTAL RENT

COMMISSION PAYOUTS
------------------

STANDARD METHOD #1 - CASHED OUT

STANDARD METHOD #2 - CASHED OUT

STANDARD METHOD #3 - CASHED OUT

STANDARD METHOD #4 - CASHED OUT

STANDARD METHOD #5 - CASHED OUT

ALTERATION CALCULATION
----------------------

NONE

ALTERATION PAYOUTS
------------------

STANDARD METHOD #1 - CASHED OUT

STANDARD METHOD #2 - CASHED OUT

STANDARD METHOD #3 - CASHED OUT

STANDARD METHOD #4 - CASHED OUT

STANDARD METHOD #5 - CASHED OUT

COMMON AREA MAINTENANCE POOL
----------------------------

NONE

CAPITAL EXPENDITURES
--------------------

REPLACEMENT RSRV
MARKET RATE REPL MULTIPLIED BY AREA MEASURE TGLA

PRIMARY CLASSIFICATION CODES
----------------------------

    1 -  ANCHORS
    2 -  IN-LINE SHOPS
    3 -  OUT-PARCEL SHOPS
    4 -  SALES

SECONDARY CLASSIFICATION CODES
------------------------------

    1 - VACANCY LOSS
    2 -

COST CENTERS
------------

    10 - COMMON AREA
    12 - INSURANCE

    16 - REAL ESTATE TAXES

SALES VOLUME PROFILE
--------------------

             PERCENT OF      RELATIVE
MONTH       ANNUAL SALES      VOLUME
-----       ------------     --------
 JAN            8.33%          1.00
 FEB            8.33%          1.0O
 MAR            8.33%          1.0O
 APR            8.33%          1.0O
 MAY            8.33%          1.00
 JUN            8.33%          1.00
 JUL            8.33%          1.00
 AUG            8.33%          1.00
 SEP            8.33%          1.00
 OCT            8.33%          1.00
 NOV            8.33%          1.00
 DEC            8.33%          1.00
              ------         ------
TOTALS        100.00%         12.00

GLOBAL RECOVERIES
-----------------

COMMON AREA       , REFERRED TO AS CAMX
ASSIGNED TO COST CENTER       10 - COMMON AREA
PRO RATA SHARE RECOVERY OF EXPENSE CAMX
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE CGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

INSURANCE             , REFERRED TO AS INSX
ASSIGNED TO COST CENTER      12 - INSURANCE
PRO RATA SHARE RECOVERY OF EXPENSE INSX
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE CGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

REAL ESTATE TAXES , REFERRED TO AS TAXX
ASSIGNED TO COST CENTER   16 - REAL ESTATE TAXES
PRO RATA SHARE RECOVERY OF EXPENSE TAXX
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE TGLA

CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

RECA
GLOBAL GROUPING
GLOBAL RECOVERY CAMX
GLOBAL RECOVERY LIXX
GLOBAL RECOVERY TAXX

CAN & FEES + 15%  , REFERRED TO AS CF15
ASSIGNED TO COST CENTER   10 - COMMON AREA
PRO RATA SHARE RECOVERY OF EXPENSE CF15
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE CGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

INSURANCE + 15%     , REFERRED TO AS IN15
ASSIGNED TO COST CENTER      12 - INSURANCE
PRO RATA SHARE RECOVERY OF EXPENSE IN15
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE CGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

TAXES + 15%       , REFERRED TO AS TX15
ASSIGNED TO COST CENTER   16 - REAL ESTATE TAXES
PRO RATA SHARE RECOVERY OF EXPENSE TX15
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE TGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

RHCC
GLOBAL GROUPING
GLOBAL RECOVERY CF15
GLOBAL RECOVERY LI15
GLOBAL RECOVERY TAXX
GLOBAL RECOVERY PI15
GLOBAL RECOVERY TR15

CAM + 10%            , REFERRED TO AS CAl0
ASSIGNED TO COST CENTER      10 - COMMON AREA
PRO RATA SHARE RECOVERY OF EXPENSE CAl0
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE CGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP

AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

INSURANCE + 10% , REFERRED TO AS IN10
ASSIGNED TO COST CENTER   12 - INSURANCE
PRO RATA SHARE RECOVERY OF EXPENSE IN10
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE CGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

CAN + 7.5%        , REFERRED TO AS CA75
ASSIGNED TO COST CENTER       10 - COMMON AREA
PRO RATA SHARE RECOVERY OF EXPENSE CA75
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE CGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

CAM + l5%         , REFERRED TO AS CA15
ASSIGNED TO COST CENTER       10 - COMMON AREA
PRO RATA SHARE RECOVERY OF EXPENSE CAl5
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE CGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

GGCC
GLOBAL GROUPING
GLOBAL RECOVERY CA15
GLOBAL RECOVERY INSX
GLOBAL RECOVERY TAXX

TRASH + 15%         , REFERRED TO AS TR15
ASSIGNED TO COST CENTER      10 - COMMON AREA
PRO RATA SHARE RECOVERY OF EXPENSE TR15
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE CGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

TRASH + 10%       , REFERRED TO AS TR10
ASSIGNED TO COST CENTER       10 - COMMON AREA
PRO RATA SHARE RECOVERY OF EXPENSE TR10
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE CGLA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

PROP. INSURANCE       , REFERRED TO AS PIXX
ASSIGNED TO COST CENTER      12 - INSURANCE
PRO RATA SHARE RECOVERY OF EXPENSE PIX
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE PINA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

LIABILITY INS.    , REFERRED TO AS LIXX
ASSIGNED TO COST CENTER   12 - INSURANCE
PRO RATA SHARE RECOVERY OF EXPENSE LIX
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE LINA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

PROP. INS. + l5%     , REFERRED TO AS PI15
ASSIGNED TO COST CENTER      12 - INSURANCE
PRO RATA SHARE RECOVERY OF EXPENSE PI15
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE PINA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASSTHROUGH

LIAB. INS. + 15%     , REFERRED TO AS LI15
ASSIGNED TO COST CENTER      12 - INSURANCE
PRO RATA SHARE RECOVERY OF EXPENSE LI15
PRO RATED ON TENANT SQUARE FOOTAGE OVER AREA MEASURE LINA
CALCULATED ON AN ACCRUAL BASIS WITH A CALENDAR YEAR EXPENSE
WITH NO CAP
AND A BASE OF ZERO FOR A COMPLETE PASETHROUGH

TENANT PROLOGUE
---------------

MINIMUM RENTS:
SPECIFIED AMOUNTS INTERPRETED AS AMOUNTS/SQUARE FOOT/YEAR
MARKET RATES INTERPRETED AS AMOUNTS/SQUARE FOOT/YEAR

SALES VOLUMES AND BREAKPOINTS:
SPECIFIED AMOUNTS INTERPRETED AS AMOUNTS/YEAR
MARKET RATES INTERPRETED AS AMOUNTS/SQUARE FOOT/YEAR

RENEWAL RENTS ARE COMPOUNDED ANNUALLY
RELETTING DOWNTIME AND EXPENSES ARE NOT CONDITIONAL ON GOING TO MARKET

REFERENCE TENANTS
-----------------

THERE ARE A TOTAL OF 1 REFERENCE TENANT(S):

--------------------------------------------------------------------------------

#   1 - SMALL SHOPS
BASE LEASE DATES:          2/1994 TO 1/1995
TYPE OF TENANT:            RETAIL
SQUARE FOOTAGE:             1,000
PRIMARY CODE:                   2 - IN-LINE SHOPS
SECONDARY CODE:                 1 - VACANCY LOSS
SUBJECT TO VACANCY ALLOWANCE

MINIMUM RENT:
INITIAL RENT -     12.00/SF/YR

PERCENTAGE RENT:
INITIAL SALES -            0/YEAR
THEREAFTER    - GROWING AT     0.00%
WITH A NATURAL BREAKPOINT PLUS MINIMUM RENT
   3.00% OF OVERAGE TO AN UNLIMITED CEILING

RECAPTURES:  NONE

RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY RHCC

COMMISSIONS:   NONE

ALTERATIONS:   NONE

SPECULATIVE RENEWALS:

          LENGTH      VACANT    SQ FT     MONTHS OF
TERM   YEARS.MONTHS   MONTHS   INCREASE   FREE RENT   COMMISSIONS   ALTERATIONS
----   ------------   ------   --------   ---------   -----------   -----------

  1        5.00        NONE      NONE       NONE          YES           YES
  2        5.00        NONE      NONE       NONE          YES           YES
  3        5.00        NONE      NONE       NONE          YES           YES
  4        5.00        NONE      NONE       NONE          YES           YES

RENEWAL MINIMUM RENT:
MARKET RATE MK13 MULTIPLIED BY 1.000
INCREASING AT GROWTH RATE MCPI PER YEAR DURING EACH RENEWAL TERM

RENEWAL PERCENTAGE RENT:
SALES AND OVERAGE PERCENTAGE(S) WILL CONTINUE FROM BASE LEASE

RENEWAL RECOVERIES:

GLOBAL GROUPING
GLOBAL RECOVERY RHCC

RENEWAL COMMISSIONS:       MARKET RATE COMM
RENEWAL PAYOUT:            CASHED OUT

RENEWAL ALTERATIONS:       MARKET RATE ALTR
RENEWAL PAYOUT:            CASHED OUT

                                                                         Addenda
================================================================================

                         Pro-Ject Tenant Register Report

================================================================================

                              BROADWAY MARKETPLACE
                                 TENANT REGISTER

                  TENANT                       SQUARE FEET  BEGIN DATE  END DATE
----------------------------------------       -----------  ----------  --------
#  1  - SUITE 1        SAM'S WAREHOUSE             114,057    12/1993    11/2018
#  2  - SUITE 2        K-MART                      107,806     4/1994     3/2019
#  3  - SUITE 3        ALBERTSON'S                  50,645     7/1994     5/2019
#  4  - SUITE A100     PAYLESS SHOESOURCE            3,200     4/1994     3/2004
#  5  - SUITE Al01     BEAUTY SMART                  4,400     8/1994     7/1999
#  6  - SUITE A104     FASHION BUG                  12,000     5/1994     1/2005
#  7  - SUITE A105     SALLY BEAUTY                  2,000     4/1994     3/1999
#  8  - SUITE B100     BLOCKBUSTER                   6,481     4/1994     7/1999
#  9  - SUITE B200     COLOREL BLINDS                3,815     4/1995     3/2000
# 10  - SUITE B400     PARTY AMERICA                 7,265    10/1994     9/2004
# 11  - SUITE C        OFFICEMAX                    23,500    12/1994     1/2010
# 12  - SUITE C100     PEP BOYS                     22,356    12/1994    11/2014
# 13  - SUITE C200     REMCO                         3,000    12/1994    11/1997
# 14  - SUITE C400     TRAVEL NETWORK                1,365     1/1996    12/2000
# 15  - SUITE C500     RADIO SHACK                   2,400     4/1995     3/2005
# 16  - SUITE C800     GNC                           1,500     3/1995     2/2005
# 17  - SUITE D100     SUBWAY                        1,296     1/1995    12/1999
# 18  - SUITE D102     MAILBOXES, ETC.               1,300    12/1994    11/1999
# 19  - SUITE D103     COSTCUTTERS                   1,000    12/1994    11/1999
# 20  - SUITE PAD 1    WENDY'S                       4,275     1/1994    12/2013
# 21  - SUITE PAD 2    IMPERIAL PALACE               7,015     1/1994    12/2013
# 22  - SUITE PAD 3    TACO BELL                     1,900     1/1994    12/2013
                                               -----------
         22 TENANTS                                382,576
                                               ===========

                                                                         Addenda
================================================================================

                        Pro-Ject Lease Expiration Report

================================================================================

                              BROADWAY MARKETPLACE
                                EXPIRATION REPORT
                        YEARS 1998 TO 2013, ALL TENANTS,
                     EXCLUDING OPTIONS, EXCLUDING RENEWALS,
                      BASE RENTS INCLUDING CPI ADJUSTMENTS,
                           EXCLUDING PERCENTAGE RENTS

                                  TERM/     BASE                TOTAL     MARKET
      TENANT        SQUARE FT   END DATE   RENT/SF   RECV/SF   RENT/SF   RENT/SF
------------------- ---------   --------   -------   -------   -------   -------

# 13-SUITE C200                 INITIAL
REMCO                   3,000   11/1997     12.00      2.79     14.79     13.00
                    ---------              ------    ------    ------    ------
 1 FY 98 EXPIRATIONS    3,000               12.00      2.79     14.79     13.00


#  7-SUITE A105                 INITIAL
SALLY BEAUTY            2,000    3/1999     14.00      3.64     17.64     13.45

#  8-SUITE B100                 INITIAL
BLOCKBUSTER             6,481    7/1999     15.00      3.12     18.12     15.52

#  5-SUITE A101                 INITIAL
BEAUTY SMART            4,400    7/1999     14.63      3.92     18.55     13.45
                    ---------              ------    ------    ------    ------
 3 FY 99 EXPIRATIONS   12,881               14.72      3.47     18.19     14.50
                    ---------              ------    ------    ------    ------
 4 CUMULATIVE EXPS     15,881               14.20      3.34     17.55     14.21


# 18-SUITE D102                 INITIAL
MAILBOXES, ETC          1,300   11/1999     18.01      3.67     21.68     17.59

# 19-SUITE D103                 INITIAL
COSTCUTTERS             1,000   11/1999     18.01      3.92     21.94      0.00

# 17-SUITE D100                 INITIAL
SUBWAY                  1,296   12/1999     18.01      3.45     21.46      0.00

#  9-SUITE B200                 INITIAL
COLOREL BLINDS          3,815    3/2000     15.44      4.05     19.49     13.93
                    ---------              ------    ------    ------    ------
 4 FY100 EXPIRATIONS    7,411               16.69      3.86     20.55     10.26
                    ---------              ------    ------    ------    ------
 8 CUMULATIVE EXPS     23,292               14.99      3.51     18.50     12.95

                                  TERM/     BASE                TOTAL     MARKET
      TENANT        SQUARE FT   END DATE   RENT/SF   RECV/SF   RENT/SF   RENT/SF
------------------- ---------   --------   -------   -------   -------   -------

# 14-SUITE C400                 INITIAL
TRAVEL NETWORK          1,365   12/2000     13.49       3.76    17.25     14.41
                    ---------              ------    -------   ------    ------
 1 FY101 EXPIRATIONS    1,365               13.49       3.76    17.25     14.41
                    ---------              ------    -------   ------    ------
 9 CUMULATIVE EXPS     24,657               14.91       3.52    18.43     13.04


#  4-SUITE A100                 INITIAL
PAYLESS SHOESOURCE      3,200    3/2004     15.00       3.70    18.70      0.00
                    ---------              ------    -------   ------    ------
 1 FY104 EXPIRATIONS    3,200               15.00       3.70    18.70      0.00
                    ---------              ------    -------   ------    ------
10 CUMULATIVE EXPS     27,857               14.92       3.54    18.47     11.54


# 10-SUITE B400                 INITIAL
PARTY AMERICA           7,265    9/2004     16.07       3.77    19.84     18.44

#  6-SUITE A104                 INITIAL
FASHION BUG            12,000    1/2005     10.00       3.77    13.77      0.00

# 16-SUITE C800                 INITIAL
GNC                     1,500    2/2005     16.10       4.44    20.54      0.00

# 15-SUITE C500                 INITIAL
RADIO SHACK             2,400    3/2005     13.50       3.94    17.44     19.08
                    ---------              ------    -------   ------    ------
 4 FY105 EXPIRATIONS   23,165               12.66       3.83    16.49      7.76
                    ---------              ------    -------   ------    ------
14 CUMULATIVE EXPS     51,022               13.90       3.67    17.57      9.82


# 11-SUITE C                    INITIAL
OFFICEMAX              23,500    1/2010     11.50       4.43    15.93      0.00
                    ---------              ------    -------   ------    ------
 1 FY110 EXPIRATIONS   23,500               11.50       4.43    15.93      0.00
                    ---------              ------    -------   ------    ------
15 CUMULATIVE EXPS     74,522               13.14       3.91    17.05      6.73

                                                                         Addenda
================================================================================

                             ENDS Full Data Report

================================================================================

Tue Jul 8, 1997                                                           Page 1


                              CUSTOM SUMMARY REPORT
                          (POP FACTS: FULL DATA REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

W ALAMEDA AVE & BROADWAY
DENVER CITY, CO                            COORD:        39:42.67      104:59.23
--------------------------------------------------------------------------------
                                       1.00 MILE       3.00 MILE       5.00 MILE
DESCRIPTION                               RADIUS          RADIUS          RADIUS
--------------------------------------------------------------------------------

POPULATION
    2002 PROJECTION                      23,355         185,821         476,956
    1997 ESTIMATE                        22,056         173,803         446,764
    1990 CENSUS                          20,656         160,159         409,557
    1980 CENSUS                          22,621         175,392         435,754
    GROWTH 1980 - 1990                    -8.69%          -8.69%          -6.01%

HOUSEHOLDS
    2002 PROJECTION                      10,025          79,250         222,925
    1997 ESTIMATE                        10,970          80,662         208,531
    1990 CENSUS                          11,328          80,525         186,387
    1980 CENSUS                          11,994          85,125         190,757
    GROWTH 1980 - 1990                    -5.56%          -5.40%          -2.29%

1997 ESTIMATED POPULATION BY RACE        22,056         173,803         446,764
    WHITE                                 77.27%          74.33%          72.91%
    BLACK                                  2.00%           4.91%           7.26%
    ASIAN & PACIFIC ISLANDER               1.71%           3.37%           3.15%
    OTHER RACES                           19.02%          17.39%          16.69%

1997 ESTIMATED POPULATION                22,056         173,803         446,764
    HISPANIC ORIGIN                       28.12%          27.50%          26.40%

OCCUPIED UNITS                           11,328          80,525         186,387
    OWNER OCCUPIED                        33.12%          37.19%          46.43%
    RENTER OCCUPIED                       66.88%          62.81%          53.57%
    1990 AVERAGE PERSONS PER HH            1.82            1.94            2.15

1997 EST. HOUSEHOLDS BY INCOME           10,970          80,662         208,531
    $150,000 OR MORE                       3.97%           4.69%           4.37%
    $100,000 TO $149,999                   3.91%           4.31%           4.35%
    $ 75,000 TO $ 99,999                   6.37%           5.82%           6.04%
    $ 50,000 TO $ 74,999                  14.28%          13.07%          15.19%
    $ 35,000 TO $ 49,999                  14.38%          14.11%          15.15%
    $ 25,000 TO $ 34,999                  13.57%          13.96%          14.08%
    $ 15,000 TO $ 24,999                  19.73%          16.90%          16.21%
    $  5,000 TO $ 15,000                  19.41%          20.02%          18.48%
     UNDER $ 5,000                         4.39%           7.11%           6.13%

1997 EST. AVERAGE HOUSEHOLD INCOME      $48,453         $49,642         $50,335
1997 EST. MEDIAN HOUSEHOLD INCOME       $29,765         $29,274         $31,521
1997 EST. PER CAPITA INCOME             $22,961         $21,571         $22,001

Tue Jul 8, 1997                                                           Page 2


                              CUSTOM SUMMARY REPORT
                          (POP FACTS: FULL DATA REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

W ALAMEDA AVE & BROADWAY
DENVER CITY, CO                            COORD:        39:42.67      104:59.23
--------------------------------------------------------------------------------
                                       1.00 MILE       3.00 MILE       5.00 MILE
DESCRIPTION                               RADIUS          RADIUS          RADIUS
--------------------------------------------------------------------------------

1997 ESTIMATED POPULATION BY SEX         22,056         173,803         446,764
    MALE                                  50.78%          50.50%          48.80%
    FEMALE                                49.22%          49.50%          51.20%

MARITAL STATUS                           17,792         133,735         332,362
    SINGLE MALE                           23.24%          21.87%          17.99%
    SINGLE FEMALE                         18.01%          16.29%          14.33%
    MARRIED                               32.40%          35.88%          42.43%
    PREVIOUSLY MARRIED MALE               10.33%           9.81%           8.75%
    PREVIOUSLY MARRIED FEMALE             16.02%          16.16%          16.50%

HOUSEHOLDS WITH CHILDREN                  1,898          16,447          47,407
    MARRIED COUPLE FAMILY                 57.06%          56.97%          60.23%
    OTHER FAMILY-MALE HEAD                 8.36%           7.77%           7.11%
    OTHER FAMILY-FEMALE HEAD              32.66%          33.74%          31.20%
    NON FAMILY                             1.93%           1.52%           1.46%

1997 ESTIMATED POPULATION BY AGE         22,056         173,803         446,764
    UNDER 5 YEARS                          5.58%           6.50%           7.17%
    5 TO 9 YEARS                           4.43%           5.32%           6.09%
    10 TO 14 YEARS                         3.83%           4.55%           5.28%
    15 TO 17 YEARS                         2.41%           2.86%           3.24%
    18 TO 20 YEARS                         2.53%           3.47%           3.12%
    21 TO 24 YEARS                         6.16%           6.46%           5.81%
    25 TO 29 YEARS                        10.00%           8.40%           7.56%
    30 TO 34 YEARS                        11.97%           9.69%           8.81%
    35 TO 39 YEARS                        14.34%          11.63%          10.35%
    40 TO 49 YEARS                        18.32%          17.19%          15.70%
    50 TO 59 YEARS                         7.00%           7.82%           8.56%
    60 TO 64 YEARS                         2.99%           3.48%           3.96%
    65 TO 69 YEARS                         2.88%           3.48%           4.16%
    70 TO 74 YEARS                         2.24%           2.72%           3.30%
    75 + YEARS                             5.31%           6.45%           6.89%

    MEDIAN AGE                            36.08           36.18           36.41
    AVERAGE AGE                           37.15           37.40           37.73

Tue Jul 8, 1997                                                           Page 3


                              CUSTOM SUMMARY REPORT
                          (POP FACTS: FULL DATA REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

W ALAMEDA AVE & BROADWAY
DENVER CITY, CO                            COORD:        39:42.67      104:59.23
--------------------------------------------------------------------------------
                                       1.00 MILE       3.00 MILE       5.00 MILE
DESCRIPTION                               RADIUS          RADIUS          RADIUS
--------------------------------------------------------------------------------

1997 ESTIMATED FEMALE POP. BY AGE        10,856         86,030          228,739
    UNDER 5 YEARS                          5.70%          6.55%            6.98%
    5 TO 9 YEARS                           4.53%          5.52%            6.15%
    10 TO 14 YEARS                         3.91%          4.61%            5.20%
    15 TO 17 YEARS                         2.27%          2.72%            2.99%
    18 TO 20 YEARS                         2.65%          3.62%            3.09%
    21 TO 24 YEARS                         6.29%          6.41%            5.70%
    25 TO 29 YEARS                         9.93%          7.95%            7.14%
    30 TO 34 YEARS                        11.67%          9.23%            8.36%
    35 TO 39 YEARS                        12.81%         10.46%            9.45%
    40 TO 49 YEARS                        17.42%         16.07%           15.01%
    50 TO 59 YEARS                         6.67%          7.53%            8.61%
    60 TO 64 YEARS                         2.99%          3.58%            4.15%
    65 TO 69 YEARS                         3.26%          3.91%            4.55%
    70 TO 74 YEARS                         2.68%          3.05%            3.60%
    75 + YEARS                             7.23%          8.80%            9.03%
    FEMALE MEDIAN AGE                     36.19          36.62            37.32
    FEMALE AVERAGE AGE                    38.12          38.64            39.19

POPULATION BY HOUSEHOLD TYPE             20,656        160,159          409,557
    FAMILY HOUSEHOLDS                     56.24%         62.13%           70.85%
    NON-FAMILY HOUSEHOLDS                 43.46%         35.61%           26.90%
    GROUP QUARTERS                         0.30%          2.26%            2.25%

HOUSEHOLDS BY TYPE                       11,328         80,525          186,387
    SINGLE MALE                           25.54%         24.01%           18.46%
    SINGLE FEMALE                         27.51%         25.07%           22.51%
    MARRIED COUPLE                        23.88%         27.92%           35.70%
    OTHER FAMILY-MALE HEAD                 2.95%          3.10%            3.43%
    OTHER FAMILY-FEMALE HEAD               8.15%          9.97%           11.64%
    NON FAMILY-MALE HEAD                   7.29%          6.18%            5.02%
    NON FAMILY-FEMALE HEAD                 4.69%          3.75%            3.23%

POPULATION BY URBAN VS. RURAL            20,499        159,925          409,385
    URBAN                                100.00%        100.00%          100.00%
    RURAL                                  0.00%          0.00%            0.00%

Tue Jul 8, 1997                                                           Page 4


                              CUSTOM SUMMARY REPORT
                          (POP FACTS: FULL DATA REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

W ALAMEDA AVE & BROADWAY
DENVER CITY, CO                            COORD:        39:42.67      104:59.23
--------------------------------------------------------------------------------
                                       1.00 MILE       3.00 MILE       5.00 MILE
DESCRIPTION                               RADIUS          RADIUS          RADIUS
--------------------------------------------------------------------------------

FEMALES 16+ WITH CHILDREN 0 - 17: BAS     8,866         66,517          170,851
   WORKING WITH CHILD 0 - 5                4.44%          4.37%            4.77%
   NOT WORKING WITH CHILD 0 - 5            0.20%          0.44%            0.37%
   NOT IN LABOR FORCE WITH CHILD 0 -       2.16%          3.11%            3.21%
   WORKING WITH CHILD 6 - 17               5.09%          6.96%            8.38%
   NOT WORKING WITH CHILD 6 - 17           0.52%          0.51%            0.56%
   NOT IN LAB. FORCE WITH CHILD 6 -        1.57%          2.30%            2.55%
   WORKING WITH CHILD 0 - 5 & 6 - 18       1.95%          2.52%            3.04%
   NOT WORKING WITH CHILD 0-5 & 6-18       0.06%          0.39%            0.39%
   NOT IN LAB. FORCE W/CHILD 0-5 &6-       2.15%          2.45%            2.29%
   WORKING WITH NO CHILDREN               52.97%         42.33%           39.25%
   NOT WORKING WITH NO CHILDREN            3.29%          2.59%            2.22%
   NOT IN LAB. FORCE WITH NO CHILD.       25.60%         32.05%           32.96%

HH BY AGE BY POVERTY STATUS              11,243         80,301          186,662
    ABOVE POVERTY UNDER AGE 65            71.97%         64.39%           65.10%
    ABOVE POVERTY AGE 65 +                13.17%         16.38%           18.41%
    BELOW POVERTY UNDER AGE 65            11.96%         15.07%           12.95%
    BELOW POVERTY AGE 65 +                 2.90%          4.16%            3.54%

POPULATION 16+ BY EMPLOYMENT STATUS      17,576        131,952          328,396
    EMPLOYED IN ARMED FORCES               0.25%          0.10%            0.26%
    EMPLOYED CIVILIANS                    69.41%         63.25%           62.06%
    UNEMPLOYED CIVILIANS                   4.58%          4.75%            4.60%
    NOT IN LABOR FORCE                    25.77%         31.90%           33.08%

POPULATION 16+ BY OCCUPATION             12,199         83,459          203,794
   EXECUTIVE AND MANAGERIAL               15.41%         14.11%           13.39%
   PROFESSIONAL SPECIALTY                 21.17%         18.99%           17.42%
   TECHNICAL SUPPORT                       4.20%          3.91%            3.90%
   SALES                                  10.76%         11.41%           11.17%
   ADMINISTRATIVE SUPPORT                 14.71%         16.32%           17.18%
   SERVICE: PRIVATE HOUSEHOLD              0.16%          0.50%            0.49%
   SERVICE: PROTECTIVE                     1.09%          1.05%            1.23%
   SERVICE: OTHER                         14.46%         14.84%           14.23%
   FARMING FORESTRY & FISHING              0.80%          1.08%            1.13%
   PRECISION PRODUCTION & CRAFT            6.05%          6.64%            7.87%
   MACHINE OPERATOR                        4.74%          4.61%            4.79%
   TRANS. AND MATERIAL MOVING              3.39%          3.21%            3.46%
   LABORERS                                3.05%          3.33%            3.74%

Tue Jul 8, 1997                                                           Page 5


                              CUSTOM SUMMARY REPORT
                          (POP FACTS: FULL DATA REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

W ALAMEDA AVE & BROADWAY
DENVER CITY, CO                            COORD:        39:42.67      104:59.23
--------------------------------------------------------------------------------
                                       1.00 MILE       3.00 MILE       5.00 MILE
DESCRIPTION                               RADIUS          RADIUS          RADIUS
--------------------------------------------------------------------------------

FAMILIES BY NUMBER OF WORKERS             3,953          33,388          95,865
    NO WORKERS                            15.58%          16.84%          15.29%
    ONE WORKER                            26.82%          28.06%          29.15%
    TWO WORKERS                           50.71%          47.34%          45.94%
    THREE + WORKERS                        6.88%           7.76%           9.61%

HISPANIC POPULATION BY TYPE              20,656         160,159         409,557
    NOT HISPANIC                          76.02%          75.34%          76.05%
    MEXICAN                               16.84%          16.60%          16.66%
    PUERTO RICAN                           0.29%           0.23%           0.21%
    CUBAN                                  0.23%           0.12%           0.10%
    OTHER HISPANIC                         6.62%           7.71%           6.99%

1997 HISPANICS BY RACE: BASE              6,202          47,795         117,946
    WHITE                                 36.08%          38.90%          38.23%
    BLACK                                  0.58%           1.02%           1.33%
    ASIAN                                  0.48%           0.82%           0.76%
    OTHER                                 62.86%          59.25%          59.68%

POPULATION BY TRANSPORTATION TO WORK     12,133          82,038         200,571
    DRIVE ALONE                           67.28%          62.94%          67.40%
    CAR POOL                              10.34%          11.56%          12.85%
    PUBLIC TRANSPORTATION                 11.67%          10.35%           8.31%
    DRIVE MOTORCYCLE                       0.07%           0.23%           0.17%
    WALKED ONLY                            4.25%           8.52%           5.98%
    OTHER MEANS                            2.44%           2.27%           1.67%
    WORKED AT HOME                         3.96%           4.12%           3.62%

POPULATION BY TRAVEL TIME TO WORK        12,133          82,038         200,571
    UNDER 10 MINUTES / WORK AT HOME       14.67%          17.61%          16.17%
    10 TO 29 MINUTES                      66.19%          61.88%          61.34%
    30 TO 59 MINUTES                      16.11%          17.34%          19.28%
    60 TO 89 MINUTES                       2.04%           1.82%           1.87%
    90+ MINUTES                            0.98%           1.35%           1.33%
    AVERAGE TRAVEL TIME IN MINUTES        18.77           19.07           19.71

HOUSEHOLDS BY NO. OF VEHICLES            11,352          80,582         186,436
    NO VEHICLES                           19.38%          23.47%          17.25%
    1 VEHICLE                             50.41%          43.44%          42.10%
    2 VEHICLES                            23.85%          24.48%          29.36%
    3+ VEHICLES                            6.36%           8.61%          11.29%
    ESTIMATED TOTAL VEHICLES             13,449          96,667         255,340

Tue Jul 8, 1997                                                           Page 6


                              CUSTOM SUMMARY REPORT
                          (POP FACTS: FULL DATA REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

W ALAMEDA AVE & BROADWAY
DENVER CITY, CO                            COORD:        39:42.67      104:59.23
--------------------------------------------------------------------------------
                                       1.00 MILE       3.00 MILE       5.00 MILE
DESCRIPTION                               RADIUS          RADIUS          RADIUS
--------------------------------------------------------------------------------

POPULATION 25+ BY EDUCATION LEVEL        15,485         113,424         282,221
    ELEMENTARY (0-8)                       6.39%           8.25%           8.25%
    SOME HIGH SCHOOL (9-11)               12.14%          13.37%          13.94%
    HIGH SCHOOL GRADUATE (12)             17.58%          21.60%          24.10%
    SOME COLLEGE (13-15)                  22.72%          19.66%          20.44%
    ASSOCIATES DEGREE ONLY                 4.35%           4.82%           4.97%
    BACHELORS DEGREE ONLY                 23.30%          20.31%          17.89%
    GRADUATE DEGREE                       13.52%          12.00%          10.41%

POPULATION ENROLLED IN SCHOOL             4,364          36,670          95,096
    PUBLIC PRE- PRIMARY                    2.64%           3.42%           4.20%
    PRIVATE PRE- PRIMARY                   3.31%           3.07%           3.09%
    PUBLIC ELEM/HIGH                      41.74%          46.22%          51.19%
    PRIVATE ELEM/HIGH                      6.03%           6.70%           7.86%
    ENROLLED IN COLLEGE                   46.28%          40.58%          33.67%

HOUSING UNITS BY OCCUPANCY STATUS        13,191          92,857         211,235
    OCCUPIED                              85.87%          86.72%          88.24%
    VACANT                                14.13%          13.28%          11.76%

VACANT UNITS                              1,863          12,332          24,848
    FOR RENT                              68.17%          64.64%          60.70%
    FOR SALE ONLY                          8.73%          10.49%          13.77%
    SEASONAL                               2.16%           2.33%           1.99%
    OTHER                                 20.94%          22.54%          23.54%

OWNER OCCUPIED PROPERTY VALUES            2,842          24,618          74,234
    UNDER $25,000                          1.11%           1.18%           1.08%
    $25,000 TO $49,999                     9.03%          11.06%           9.97%
    $50,000 TO $74,999                    31.26%          33.90%          35.14%
    $75,000 TO $99,999                    35.17%          24.54%          29.64%
    $100,000 TO $149,999                  18.32%          15.23%          14.01%
    $150,000 TO $199,999                   2.96%           5.77%           4.80%
    $200,000 TO $299,999                   0.82%           4.14%           3.05%
    $300,000 TO $399,999                   0.37%           2.00%           1.13%
    $400,000 TO $499,999                   0.20%           0.89%           0.46%
    $500,000 +                             0.75%           1.30%           0.71%
MEDIAN PROPERTY VALUE                   $82,812         $97,162         $89,405
TOTAL RENTAL UNITS                        7,390          49,275          96,811

MEDIAN RENT                                $324            $322            $339

Tue Jul 8, 1997                                                           Page 7


                              CUSTOM SUMMARY REPORT
                          (POP FACTS: FULL DATA REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

W ALAMEDA AVE & BROADWAY
DENVER CITY, CO                            COORD:        39:42.67      104:59.23
--------------------------------------------------------------------------------
                                       1.00 MILE       3.00 MILE       5.00 MILE
DESCRIPTION                               RADIUS          RADIUS          RADIUS
--------------------------------------------------------------------------------

PERSONS IN UNIT                          11,328          80,525         186,387
    1 PERSON UNITS                        53.05%          49.07%          40.97%
    2 PERSON UNITS                        28.29%          28.46%          30.65%
    3 PERSON UNITS                         9.62%          10.48%          12.68%
    4 PERSON UNITS                         5.02%           6.84%           8.93%
    5 PERSON UNITS                         2.34%           3.00%           3.96%
    6 PERSON UNITS                         0.95%           1.23%           1.61%
    7 + UNITS                              0.74%           0.94%           1.20%

YEAR ROUND UNITS IN STRUCTURE            13,191          92,857         211,235
    SINGLE UNITS DETACHED                 31.67%          37.43%          47.38%
    SINGLE UNITS ATTACHED                  6.89%           5.34%           6.01%
    DOUBLE UNITS                           7.55%           4.55%           4.18%
     3 TO 9 UNITS                         13.69%          10.90%           9.73%
    10 TO 19 UNITS                        12.51%          10.09%           8.52%
    20 TO 49 UNITS                        13.94%          14.42%          10.89%
    50 + UNITS                            12.68%          15.96%          11.75%
    MOBILE HOME OR TRAILER                 0.12%           0.31%           0.64%
    ALL OTHER                              0.94%           1.00%           0.90%

SINGLE/MULTIPLE UNIT RATIO                 0.64            0.76            1.18

HOUSING UNITS BY YEAR BUILT              11,352          80,582         186,436
    BUILT 1989 TO MARCH 1990               0.00%           0.14%           0.32%
    BUILT 1985 TO 1988                     2.99%           2.81%           3.20%
    BUILT 1980 TO 1984                     0.97%           5.00%           4.99%
    BUILT 1970 TO 1979                     6.77%           9.29%          11.60%
    BUILT 1960 TO 1969                    18.38%          14.54%          14.94%
    BUILT 1950 TO 1959                    10.90%          18.15%          24.90%
    BUILT 1940 TO 1949                     7.69%          11.83%          11.99%
    BUILT 1939 OR EARLIER                 52.31%          38.23%          28.06%

Tue Jul 8, 1997                                                           Page 1


                              CUSTOM SUMMARY REPORT
       (RETAIL TRADE POTENTIAL REPORT - CURRENT YEAR SALES BY STORE TYPE)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

W ALAMEDA AVE & BROADWAY
DENVER CITY, CO                            COORD:        39:42.67      104:59.23
--------------------------------------------------------------------------------
                                       1.00 MILE       3.00 MILE       5.00 MILE
DESCRIPTION                               RADIUS          RADIUS          RADIUS
--------------------------------------------------------------------------------

TOTAL RETAIL SALES                          $234          $1,722          $4,712

APPAREL & ACCESSORY STORES                   $15            $109            $269

AUTOMOTIVE DEALERS                           $34            $253            $846

AUTOMOTIVE & HOME SUPPLY STORES               $3             $23             $63

DRUG & PROPRIETARY STORES                     $6             $41            $108

EATING & DRINKING PLACES                     $38            $272            $671

FOOD STORES                                  $40            $296            $816

FURNITURE & HOME FURNISHINGS STORES          $11             $78            $190

HOME APPLIANCE, RADIO, & T.V. STORES         $11             $78            $206

GASOLINE SERVICE STATIONS                    $13             $96            $260

GENERAL MERCHANDISE                          $20            $152            $468

    DEPARTMENT STORES                        $18            $134            $406
    (INCLUDING LEASED DEPTS.)

HARDWARE, LUMBER & GARDEN STORES             $10             $73            $207

($'S IN MILLIONS)

Tue Jul 8, 1997                                                           Page 1


                              CUSTOM SUMMARY REPORT
                        (POP 80-02, HH 80-02, INC 80-02)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC

W ALAMEDA AVE & BROADWAY
DENVER CITY, CO                            COORD:        39:42.67      104:59.23
--------------------------------------------------------------------------------
                                       1.00 MILE       3.00 MILE       5.00 MILE
DESCRIPTION                               RADIUS          RADIUS          RADIUS
--------------------------------------------------------------------------------

POP_80: TOTAL                             22,621         175,392         435,754
POP_90: TOTAL                             20,656         160,159         409,557
POP_97: TOTAL (EST.)                      22,056         173,803         446,764
POP_02: TOTAL (PROJ.)                     23,355         185,821         476,956
HH_80: TOTAL                              11,994          85,125         190,757
HH_90: TOTAL                              11,328          80,525         186,387
HH_97: TOTAL (EST.)                       10,970          80,662         208,531
HH_02: TOTAL (PROJ.)                      10,025          79,250         222,925
INC_80: PER CAPITA (EST.)                 $8,484          $8,365          $8,390
INC_90: PER CAPITA                       $16,392         $16,177         $15,158
INC_97: PER CAPITA (EST.                 $22,961         $21,571         $22,001
INC_02: PER CAPITA (PROJ                 $28,969         $26,319         $29,413
HH_80_BY INCOME_79: MEDIAN               $43,859              $0              $0
HH_90_BY INCOME_89: MEDIAN               $21,965         $21,715         $23,890
HH_97_BY INCOME: MEDIAN                  $29,765         $29,274         $31,521
HH_02_BY INCOME: MEDIAN                  $39,874         $34,700         $38,769
HH_80_BY INCOME_79: AVERAGE              $16,000         $17,236         $19,165
HH_90 BY INCOME_89: AVERAGE              $29,725         $31,828         $32,844
HH_97_BY INCOME: AVERAGE                 $48,453         $49,642         $50,335
HH_02_BY INCOME: AVERAGE                 $67,917         $66,617         $67,260

                                                                         Addenda
================================================================================

                      Cushman and Wakefield Investor Survey

================================================================================

                                                              3:08 PM on 7/11/97

                                 INVESTOR SURVEY
                 Cushman & Wakefield Valuation Advisory Services
                                   Summer 1996

=================================================================================================================================
                                    Capitalization Rates             Internal              Growth Rate                 Typical
                               ------------------------------                       ----------------------------     Projection
                                 Going-In          Terminal       Rate of Return      Income          Expenses      Period (Years)
                               Low     High      Low     High     Low      High     Low     High    Low     High     Low     High
---------------------------------------------------------------------------------------------------------------------------------
OFFICE
  -------------------------------------------------------------------------------------------------------------------------------
  Urban/CBD                    9.8%    10.3%     9.6%    10.3%    13.0%    13.6%     3.8%    4.1%    3.5%    3.8%    7.8      9.1
  -------------------------------------------------------------------------------------------------------------------------------
    Class A - Leased Asset     9.3%     9.8%     9.3%     9.8%    11.8%    12.2%     3.6%    3.9%    3.5%    3.8%    8.3      9.5
    -----------------------------------------------------------------------------------------------------------------------------
                               9.5%    10.0%    10.0%    10.0%    11.5%    11.5%     3.0%    3.0%    3.0%    4.0%   10.0     10.0
                               9.5%    10.0%    10.0%    10.5%    15.0%    15.0%     4.0%    4.0%    4.0%    4.0%    5.0      7.0
                               8.0%     9.0%     8.5%     8.5%    11.0%    12.0%     4.0%    4.0%    4.0%    4.0%   10.0     10.0
                              13.0%    13.0%                      14.0%    14.0%     5.0%    5.0%    3.0%    3.0%    5.0      7.0
                               9.3%     9.3%    10.3%    10.3%    11.5%    11.5%     3.8%    4.0%    4.3%    4.3%   10.0     10.0
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                               8.0%     9.0%     8.5%     9.0%    10.5%    11.5%     3.0%    3.5%    3.0%    3.5%   10.0     10.0
                              10.0%    10.0%    10.0%    10.0%    12.5%    12.5%     3.0%    3.0%    3.0%    3.0%   10.0     10.0
                               9.0%     9.0%     9.0%    10.0%    11.0%    11.0%     3.0%    4.0%    3.0%    4.0%    7.0     10.0
                               8.0%     9.0%     8.0%     9.0%    10.0%    12.0%     4.0%    4.0%    4.0%    4.0%    5.0     10.0

    Class B - Leased Asset    10.1%    10.6%     9.6%    10.4%    12.9%    13.3%     3.9%    4.2%    3.6%    3.9%    8.0      9.7
    -----------------------------------------------------------------------------------------------------------------------------
                              10.0%    10.0%     9.0%     9.5%    11.0%    12.0%     4.0%    4.0%    4.0%    4.0%   10.0     10.0
                               9.5%     9.5%    10.5%    10.5%    11.5%    11.5%     3.8%    4.0%    4.3%    4.3%   10.0     10.0
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                               9.5%    10.0%    10.0%    11.0%    12.0%    12.0%     3.0%    4.0%    3.0%    4.0%    7.0     10.0
                              15.0%    15.0%                      20.0%    20.0%     5.0%    5.0%    3.0%    3.0%    5.0      7.0
                               9.0%    10.0%
                               9.0%    10.0%     9.0%    10.0%    12.0%    13.0%     4.0%    4.0%    4.0%    4.0%    5.0     10.0

    Class A - Value Added      9.3%    10.0%     9.5%    10.3%    12.8%    13.6%     3.9%    4.1%    3.6%    3.8%    7.3      8.8
    -----------------------------------------------------------------------------------------------------------------------------
                               8.0%     9.0%     9.5%    10.0%    15.0%    15.0%     4.0%    4.0%    4.0%    4.0%    5.0      7.0
                               8.0%    10.0%     8.5%     9.0%    11.0%    12.0%     4.0%    4.0%    4.0%    4.0%   10.0     10.0
                              10.0%    11.0%    10.0%    11.0%    16.0%    20.0%     4.0%    4.0%    3.0%    3.0%    5.0      5.0
                               9.5%     9.5%    10.5%    10.5%    11.5%    11.5%     3.8%    4.0%    4.3%    4.3%   10.0     10.0
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                              12.0%    12.0%                      13.0%    13.0%     5.0%    5.0%    3.0%    3.0%    5.0      7.0
                               9.0%     9.0%     9.0%    10.0%    13.0%    13.0%     3.0%    4.0%    3.0%    4.0%    7.0     10.0
                                                                  12.0%    13.0%     4.0%    4.0%    4.0%    4.0%    5.0     10.0

                                                              3:08 PM on 7/11/97

=================================================================================================================================
                                    Capitalization Rates             Internal              Growth Rate                 Typical
                               ------------------------------                       ----------------------------     Projection
                                 Going-In          Terminal       Rate of Return      Income          Expenses      Period (Years)
                               Low     High      Low     High     Low      High     Low     High    Low     High     Low     High
---------------------------------------------------------------------------------------------------------------------------------
    Class B - Value Added     10.5%    10.9%    10.1%    10.9%    14.5%    15.3%     3.9%    4.2%    3.4%    3.7%    7.6      8.6
    -----------------------------------------------------------------------------------------------------------------------------
                              10.0%    11.0%    10.0%    11.0%    16.0%    20.0%     4.0%    4.0%    3.0%    3.0%    5.0      5.0
                               9.8%     9.8%    10.8%    10.8%    11.5%    11.5%     3.8%    4.0%    4.3%    4.3%   10.0     10.0
                              14.0%    14.0%                      20.0%    20.0%     5.0%    5.0%    3.0%    3.0%    5.0      7.0
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                              10.0%    10.0%    10.0%    11.0%    14.0%    14.0%     3.0%    4.0%    3.0%    4.0%    7.0     10.0

  -------------------------------------------------------------------------------------------------------------------------------
  Suburban                     9.2%     9.8%     9.6%    10.1%    12.9%    13.5%     3.6%    4.1%    3.4%    3.6%    7.7      8.7
  -------------------------------------------------------------------------------------------------------------------------------
    Class A - Leased Asset     8.8%     9.6%     9.4%    10.0%    11.2%    11.7%     3.8%    4.1%    3.6%    3.7%    8.8      9.6
    -----------------------------------------------------------------------------------------------------------------------------
                               9.5%     9.5%    10.5%    10.5%    10.5%    10.5%     3.0%    3.0%    3.0%    3.0%   10.0     10.0
                               8.5%     8.5%     9.3%     9.3%    11.3%    11.3%     4.0%    4.0%    4.0%    4.0%   10.0     10.0
                              11.0%    11.0%                      12.0%    12.0%     5.0%    3.0%    3.0%    3.0%    5.0      7.0
                               8.5%    10.0%     9.0%    10.5%    11.0%    12.5%     3.5%    3.5%    3.5%    3.5%   10.0     10.0
                               8.0%    10.0%     9.5%    10.0%    11.5%    12.0%     4.0%    6.0%    4.0%    4.0%   10.0     10.0
                              10.0%    11.0%    10.5%    11.0%    12.0%    12.0%     3.0%    3.0%    3.0%    3.0%   10.0     10.0
                               8.0%     9.0%     8.5%     8.5%    11.0%    12.0%     4.0%    4.0%    4.0%    4.0%   10.0     10.0
                               9.1%     9.1%    10.1%    10.1%    11.5%    11.5%     3.8%    4.0%    4.3%    4.3%   10.0     10.0
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                               8.5%    10.0%     9.0%    10.5%    11.0%    11.5%     3.0%    3.5%    3.0%    3.5%   10.0     10.0
                               9.0%     9.0%    10.0%    10.0%    11.5%    11.5%     4.0%    4.0%    4.0%    4.0%   10.0     10.0
                               9.0%     9.0%     9.0%     9.0%    12.0%    13.0%     4.0%    7.0%    4.0%    4.0%    5.0      7.0
                               9.0%     9.0%     9.0%    10.0%    11.0%    11.0%     3.0%    4.0%    3.0%    4.0%    7.0     10.0
                               8.0%    10.0%
                               8.0%     9.0%     8.0%     9.0%    10.0%    12.0%     5.0%    5.0%    4.0%    4.0%    5.0     10.0

    Class B - Leased Asset     9.6%    10.1%     9.7%    10.2%    12.1%    12.6%     3.7%    4.1%    3.5%    3.6%    8.5      9.5
    -----------------------------------------------------------------------------------------------------------------------------
                               9.5%     9.5%    10.5%    10.5%    10.5%    10.5%     3.0%    3.0%    3.0%    3.0%   10.0     10.0
                               8.8%     8.8%     9.5%     9.5%    11.8%    11.8%     3.5%    3.5%    3.5%    3.5%   10.0     10.0
                              12.0%    12.0%                      18.0%    18.0%     5.0%    3.0%    3.0%    3.0%    5.0      7.0
                              10.5%    10.5%    10.0%    10.0%    11.0%    13.0%     2.0%    2.0%    2.0%    2.0%   10.0     10.0
                               8.0%    10.0%     9.5%    10.0%    11.0%    12.0%     4.0%    6.0%    4.0%    4.0%   10.0     10.0
                               9.0%    10.0%     9.0%     9.5%    11.0%    12.0%     4.0%    4.0%    4.0%    4.0%   10.0     10.0
                               9.4%     9.4%    10.4%    10.4%    11.5%    11.5%     3.8%    4.0%    4.3%    4.3%   10.0     10.0
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                              10.0%    10.0%    10.0%    10.0%    14.0%    15.0%     4.0%    7.0%    4.0%    4.0%    5.0      7.0
                               9.0%     9.0%     9.0%    10.0%    11.0%    11.0%     3.0%    4.0%    3.0%    4.0%    7.0     10.0
                              10.0%    11.0%
                              10.0%    11.0%    10.0%    11.0%    12.0%    13.0%     5.0%    5.0%    4.0%    4.0%    5.0     10.0

                                                              3:08 PM on 7/ll/97

=================================================================================================================================
                                    Capitalization Rates             Internal              Growth Rate                 Typical
                               ------------------------------                       ----------------------------     Projection
                                 Going-In          Terminal       Rate of Return      Income          Expenses      Period (Years)
                               Low     High      Low     High     Low      High     Low     High    Low     High     Low     High
---------------------------------------------------------------------------------------------------------------------------------
    Class A - Value Added      9.0%     9.7%     9.5%    10.1%    13.6%    14.6%     3.5%    4.1%    3.5%    3.7%    6.9      7.8
    -----------------------------------------------------------------------------------------------------------------------------
                              10.0%    10.0%                      13.0%    13.0%     3.0%    3.0%    3.0%    3.0%    5.0      7.0
                               8.0%    10.0%     8.5%     9.0%    11.0%    12.0%     4.0%    4.0%    4.0%    4.0%   10.0     10.0
                              10.0%    11.0%    10.0%    11.0%    16.0%    20.0%     4.0%    4.0%    3.0%    3.0%    5.0      5.0
                               9.4%     9.4%    10.4%    10.4%    11.5%    11.5%     3.8%    4.0%    4.3%    4.3%   10.0     10.0
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                               6.0%     6.0%     9.0%     9.0%    17.0%    20.0%     4.0%    7.0%    4.0%    4.0%    5.0      7.0
                               9.0%     9.0%     9.0%    10.0%    13.0%    13.0%     3.0%    4.0%    3.0%    4.0%    7.0     10.0
                               8.0%    10.0%
                              12.0%    12.0%    10.0%    10.0%    16.0%    16.0%     3.0%    3.0%    3.0%    3.0%    2.0      2.0

    Class B - Value Added      9.5%     9.8%     9.9%    10.4%    14.6%    15.3%    3.3%     3.9%    3.2%    3.4%    8.9      7.8
    -----------------------------------------------------------------------------------------------------------------------------
                              11.0%    11.0%                      18.0%    18.0%     3.0%    3.0%    3.0%    3.0%    5.0      7.0
                              10.5%    10.5%    10.0%    10.0%    11.0%    13.0%     2.0%    2.0%    2.0%    2.0%   10.0     10.0
                              10.0%    11.0%    10.0%    11.0%    16.0%    20.0%     4.0%    4.0%    3.0%    3.0%    5.0      5.0
                               9.6%     9.6%    10.6%    10.6%    11.5%    11.5%     3.8%    4.0%    4.3%    4.3%   10.0     10.0
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                               6.0%     6.0%    10.0%    10.0%    20.0%    20.0%     4.0%    7.0%    4.0%    4.0%    5.0      7.0
                               9.0%     9.0%     9.0%    10.0%    13.0%    13.0%     3.0%    4.0%    3.0%    4.0%    7.0     10.0
                               9.0%    10.0%
                              12.0%    12.0%    10.0%    10.0%    16.0%    16.0%     3.0%    3.0%    3.0%    3.0%    2.0      2.0

INDUSTRIAL
  -------------------------------------------------------------------------------------------------------------------------------
  Warehouse/Distribution       9.2%     9.5%     9.9%    10.3%    11.3%    11.4%     3.2%    3.7%    3.3%    3.7%    9.5     10.2
  -------------------------------------------------------------------------------------------------------------------------------
    Class A - Leased Asset     8.9%     9.3%     9.5%     9.9%    10.9%    11.1%     3.3%    3.6%    3.3%    3.6%    9.8     10.1
    -----------------------------------------------------------------------------------------------------------------------------
                               9.2%     9.2%     9.5%     9.5%    10.0%    10.0%     3.0%    3.0%    3.0%    3.0%   10.0     10.0
                               8.5%     8.5%     9.3%     9.3%    11.0%    11.0%     4.0%    4.0%    4.0%    4.0%   10.0     10.0
                               8.5%    10.0%     9.5%    10.0%    11.0%    12.0%     3.5%    3.5%    3.5%    3.5%   10.0     10.0
                               9.0%     9.0%     9.5%     9.5%    11.0%    11.0%     3.0%    4.0%    3.0%    4.0%   10.0     10.0
                               9.5%     9.5%    10.0%    10.0%    11.5%    11.5%     3.3%    3.3%    3.5%    3.5%   10.0     10.0
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                               8.5%    10.0%     9.0%    10.5%    11.0%    11.5%     3.0%    3.5%    3.0%    3.5%   10.0     10.0
                               9.0%     9.0%    10.0%    10.0%    11.0%    11.0%     3.0%    3.0%    3.0%    3.0%   10.0     10.0
                               9.0%     9.0%     9.5%     9.5%    10.5%    10.5%     3.0%    4.0%    3.0%    4.0%    7.0     10.0

                                                              3:08 PM on 7/11/97

=================================================================================================================================
                                    Capitalization Rates             Internal              Growth Rate                 Typical
                               ------------------------------                       ----------------------------     Projection
                                 Going-In          Terminal       Rate of Return      Income          Expenses      Period (Years)
                               Low     High      Low     High     Low      High     Low     High    Low     High     Low     High
---------------------------------------------------------------------------------------------------------------------------------
    Class B - Leased Asset     9.2%     9.4%     9.8%    10.0%    11.0%    11.0%     3.2%    3.6%    3.3%    3.7%    9.7     10.2
    -----------------------------------------------------------------------------------------------------------------------------
                               9.2%     9.2%     9.5%     9.5%    10.0%    10.0%     3.0%    3.0%    3.0%    3.0%   10.0     10.0
                               8.8%     8.8%     9.5%     9.5%    11.3%    11.3%     3.5%    3.5%    3.5%    3.5%   10.0     10.0
                               9.5%     9.5%    10.0%    10.0%    11.5%    11.5%     3.0%    4.0%    3.0%    4.0%   10.0     10.0
                               9.8%     9.8%    10.3%    10.3%    11.5%    11.5%     3.3%    3.3%    3.5%    3.5%   10.0     10.0
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                               9.5%     9.5%    10.0%    10.0%    11.0%    11.0%     3.0%    4.0%    3.0%    4.0%    7.0     10.0

    Class A - Value Added      9.3%     9.6%     9.9%    10.4%    11.5%    11.5%     3.3%    3.8%    3.3%    3.8%    9.3     10.3
    -----------------------------------------------------------------------------------------------------------------------------
                               9.8%     9.8%    10.3%    10.3%    11.5%    11.5%     3.3%    3.3%    3.5%    3.5%   10.0     10.0
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                               9.5%     9.5%    10.0%    10.0%    12.0%    12.0%     3.0%    4.0%    3.0%    4.0%    7.0     10.0

    Class B - Value Added      9.5%     9.8%    10.2%    10.7%    11.8%    11.8%     3.3%    3.8%    3.3%    3.8%    9.3     10.3
    -----------------------------------------------------------------------------------------------------------------------------
                              10.0%    10.0%    10.5%    10.5%    11.5%    11.5%     3.3%    3.3%    3.5%    3.5%   10.0     10.0
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                              10.0%    10.0%    10.5%    10.5%    13.0%    13.0%     3.0%    4.0%    3.0%    4.0%    7.0     10.0

  -------------------------------------------------------------------------------------------------------------------------------
  Business Parks               9.4%     9.9%    10.0%    10.8%    12.3%    12.9%     3.4%    4.0%    3.2%    3.8%    8.3      9.6
  -------------------------------------------------------------------------------------------------------------------------------
    Class A - Leased Asset     9.0%     9.5%     9.8%    10.5%    11.5%    11.5%     3.3%    4.0%    3.3%    4.0%    9.0     10.5
    -----------------------------------------------------------------------------------------------------------------------------
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                               9.5%     9.5%    10.0%    10.0%    12.0%    12.0%     3.0%    4.0%    3.0%    4.0%    7.0     10.0

    Class B - Leased Asset     9.3%     9.8%    10.0%    10.8%    11.5%    11.5%     3.3%    4.0%    3.3%    4.0%    9.0     10.5
    -----------------------------------------------------------------------------------------------------------------------------
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                              10.0%    10.0%    10.5%    10.5%    12.0%    12.0%     3.0%    4.0%    3.0%    4.0%    7.0     10.0

    Class A - Value Added      9.5%    10.2%    10.0%    10.8%    13.0%    14.3%     3.5%    4.0%    3.2%    3.7%    7.7      8.7
    -----------------------------------------------------------------------------------------------------------------------------
                              10.0%    11.0%    10.0%    11.0%    16.0%    20.0%     4.0%    4.0%    3.0%    3.0%    5.0      5.0
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                              10.0%    10.0%    10.5%    10.5%    12.0%    12.0%     3.0%    4.0%    3.0%    4.0%    7.0     10.0

    Class B - Value Added      9.7%    10.3%    10.2%    11.0%    13.0%    14.3%     3.5%    4.0%    3.2%    3.7%    7.7      8.7
    -----------------------------------------------------------------------------------------------------------------------------
                              10.0%    11.0%    10.0%    11.0%    16.0%    20.0%     4.0%    4.0%    3.0%    3.0%    5.0      5.0
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                              10.5%    10.5%    11.0%    11.0%    12.0%    12.0%     3.0%    4.0%    3.0%    4.0%    7.0     10.0

                                                              3:08 PM on 7/11/97

=================================================================================================================================
                                    Capitalization Rates             Internal              Growth Rate                 Typical
                               ------------------------------                       ----------------------------     Projection
                                 Going-In          Terminal       Rate of Return      Income          Expenses      Period (Years)
                               Low     High      Low     High     Low      High     Low     High    Low     High     Low     High
---------------------------------------------------------------------------------------------------------------------------------
  -------------------------------------------------------------------------------------------------------------------------------
  Other Industrial/
    Manufacturing              9.2%     9.7%     9.5%    11.0%    11.5%    11.5%     3.3%    4.0%    3.3%    4.0%    8.8     10.3
  -------------------------------------------------------------------------------------------------------------------------------
    Class A - Leased Asset     8.8%     9.3%     9.5%    11.0%    11.5%    11.5%     3.3%    4.0%    3.3%    4.0%    8.5     10.0
    -----------------------------------------------------------------------------------------------------------------------------
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   10.0     10.0
                               9.0%     9.0%                      12.0%    12.0%     3.0%    4.0%    3.0%    4.0%    7.0     10.0

    Class B - Leased Asset     9.3%     9.8%     9.5%    11.0%    11.5%    11.5%     3.3%    4.0%    3.3%    4.0%    8.5     10.0
    -----------------------------------------------------------------------------------------------------------------------------
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   10.0     10.0
                              10.0%    10.0%                      12.0%    12.0%     3.0%    4.0%    3.0%    4.0%    7.0     10.0

    Class A - Value Added      9.3%     9.8%     9.5%    11.0%    11.5%    11.5%     3.3%    4.0%    3.3%    4.0%    9.0     10.5
    -----------------------------------------------------------------------------------------------------------------------------
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                              10.0%    10.0%                      12.0%    12.0%     3.0%    4.0%    3.0%    4.0%    7.0     10.0

    Class B - Value Added      9.5%    10.0%     9.5%    11.0%    11.5%    11.5%     3.3%    4.0%    3.3%    4.0%    9.0     10.5
    -----------------------------------------------------------------------------------------------------------------------------
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                              10.5%    10.5%                      12.0%    12.0%     3.0%    4.0%    3.0%    4.0%    7.0     10.0

RETAIL
  -------------------------------------------------------------------------------------------------------------------------------
  Neighborhood & Community
    Centers                    9.5%    10.1%    10.0%    10.7%    13.2%    13.7%     3.2%    3.5%    3.5%    3.8%    8.5      9.1
  -------------------------------------------------------------------------------------------------------------------------------
    Class A - Leased Asset     9.4%     9.9%    10.0%    10.4%    12.1%    12.4%     3.2%    3.4%    3.6%    3.8%    8.8      9.4
    -----------------------------------------------------------------------------------------------------------------------------
                               9.0%    10.5%     9.5%    10.5%    11.0%    12.5%     3.5%    3.5%    3.5%    3.5%   10.0     10.0
                               9.5%    10.0%    10.0%    10.0%    12.5%    12.5%     3.0%    3.0%    3.0%    3.0%   10.0     10.0
                              10.0%    10.0%    10.5%    10.5%    15.0%    15.0%     4.0%    4.0%    4.0%    4.0%    5.0      7.0
                              10.3%    10.3%    10.8%    10.8%    13.0%    13.0%     2.0%    2.0%    4.0%    4.0%    7.0      7.0
                               9.8%     9.8%    10.3%    10.3%    11.5%    11.5%     3.8%    4.0%    4.0%    4.0%   10.0     10.0
                               9.0%    10.0%                                         3.0%    3.0%    4.0%    4.0%   10.0     10.0
                               9.0%     9.0%     9.5%    10.0%    11.0%    11.0%     3.0%    4.0%    3.0%    4.0%    7.0     10.0
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0

    Class B - Leased Asset     9.5%    10.1%    10.3%    11.1%    12.3%    12.3%     2.9%    3.3%    3.6%    4.0%    8.8      9.5
    -----------------------------------------------------------------------------------------------------------------------------
                              10.8%    10.8%    11.3%    11.3%    14.0%    14.0%     2.0%    2.0%    4.0%    4.0%    7.0      7.0
                               9.0%    10.0%                                         3.0%    3.0%    4.0%    4.0%   10.0     10.0
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                               9.5%     9.5%    10.0%    11.0%    12.0%    12.0%     3.0%    4.0%    3.0%    4.0%    7.0     10.0
                               9.5%    10.5%

=================================================================================================================================
                                    Capitalization Rates             Internal              Growth Rate                 Typical
                               ------------------------------                       ----------------------------     Projection
                                 Going-In          Terminal       Rate of Return      Income          Expenses      Period (Years)
                               Low     High      Low     High     Low      High     Low     High    Low     High     Low     High
---------------------------------------------------------------------------------------------------------------------------------
    Class A - Value Added      9.5%    10.2%     9.6%    10.4%    14.0%    15.0%     3.3%    3.6%    3.3%    3.6%    8.2      8.8
    -----------------------------------------------------------------------------------------------------------------------------
                              10.0%    11.0%    10.0%    11.0%    16.0%    20.0%     4.0%    4.0%    3.0%    3.0%   10.0     10.0
                               9.0%    10.0%                                         3.0%    3.0%    4.0%    4.0%   10.0     10.0
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                               9.5%     9.5%     9.5%    10.0%    13.0%    13.0%     3.0%    4.0%    3.0%    4.0%    7.0     10.0
                               9.0%    10.0%
                              11.0%    11.0%     9.5%     9.5%    16.0%    16.0%     3.0%    3.0%    3.0%    3.0%    3.0      3.0

    Class B - Value Added      9.7%    10.3%    10.0%    10.9%    14.3%    15.3%     3.3%    3.6%    3.3%    3.6%    8.2      8.8
    -----------------------------------------------------------------------------------------------------------------------------
                              10.0%    11.0%    10.0%    11.0%    16.0%    20.0%     4.0%    4.0%    3.0%    3.0%   10.0     10.0
                               9.0%    10.0%                                         3.0%    3.0%    4.0%    4.0%   10.0     10.0
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                              10.0%    10.0%    10.0%    11.0%    14.0%    14.0%     3.0%    4.0%    3.0%    4.0%    7.0     10.0
                              11.0%    11.0%    10.5%    10.5%    16.0%    16.0%     3.0%    3.0%    3.0%    3.0%    3.0      3.0

  -------------------------------------------------------------------------------------------------------------------------------
  Power Center & "Big Box"     9.6%     9.9%    10.0%    10.5%    11.8%    11.9%     2.9%    3.5%    3.2%    3.7%    9.3     10.3
  -------------------------------------------------------------------------------------------------------------------------------
    Class A - Leased Asset     9.4%     9.5%     9.7%    10.1%    11.5%    11.7%     3.3%    3.5%    3.4%    3.7%    9.1     10.1
    -----------------------------------------------------------------------------------------------------------------------------
                               9.0%     9.0%     9.5%     9.5%    11.0%    11.0%     3.0%    3.0%    3.0%    3.0%   10.0     10.0
                              10.0%    10.0%     9.5%     9.5%    15.0%    15.0%     4.0%    4.0%    4.0%    4.0%    5.0     10.0
                              10.5%    10.5%    10.5%    10.5%    11.0%    12.0%     2.0%    2.0%    3.0%    3.0%   10.0     10.0
                               9.5%     9.5%    10.0%    10.0%    11.4%    11.4%     3.8%    3.8%    4.0%    4.0%   10.0     10.0
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                               9.5%     9.5%     9.5%    10.0%    11.0%    11.5%     3.0%    3.5%    3.0%    3.5%   10.0     10.0
                               9.3%     9.3%     9.5%    10.0%    10.5%    10.5%     3.0%    4.0%    3.0%    4.0%    7.0     10.0
                               9.0%     9.0%
                               9.0%     9.5%     9.5%    10.0%    11.0%    11.0%     4.0%    4.0%    4.0%    4.0%   10.0     10.0

    Class B - Leased Asset     9.8%    10.1%    10.1%    10.6%    11.0%    11.3%     2.8%    3.7%    3.2%    3.7%    9.3     10.3
    -----------------------------------------------------------------------------------------------------------------------------
                              10.8%    10.8%    10.8%    10.8%    11.0%    12.0%     2.0%    3.0%    3.0%    3.0%   10.0     10.0
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                              10.0%    10.0%    10.0%    10.0%    11.0%    11.0%     3.0%    4.0%    3.0%    4.0%    7.0     10.0

    Class A - Value Added      9.6%     9.9%    10.1%    10.6%    12.0%    12.0%     2.8%    3.3%    3.2%    3.7%    9.3     10.3
    -----------------------------------------------------------------------------------------------------------------------------
                              10.8%    10.8%    10.8%    10.8%    12.0%    12.0%     2.0%    2.0%    3.0%    3.0%   10.0     10.0
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                               9.5%     9.5%    10.0%    10.0%    13.0%    13.0%     3.0%    4.0%    3.0%    4.0%    7.0     10.0

                                                              3:08 PM on 7/11/97

=================================================================================================================================
                                    Capitalization Rates             Internal              Growth Rate                 Typical
                               ------------------------------                       ----------------------------     Projection
                                 Going-In          Terminal       Rate of Return      Income          Expenses      Period (Years)
                               Low     High      Low     High     Low      High     Low     High    Low     High     Low     High
---------------------------------------------------------------------------------------------------------------------------------
    Class B - Value Added      9.8%    10.3%    10.1%    10.9%    12.7%    12.7%     2.8%    3.3%    3.2%    3.7%    9.3     10.3
------------------------------------------------------------------------------------------------------------------------------------
                              11.0%    11.0%    10.8%    10.8%    12.0%    12.0%     2.0%    2.0%    3.0%    3.0%   10.0     10.0
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                                                                  15.0%    15.0%     3.0%    4.0%    3.0%    4.0%    7.0     10.0

  ----------------------------------------------------------------------------------------------------------------------------------
  Regional Malls               9.1%     9.4%     9.3%     9.9%    13.4%    13.6%     3.2%    3.4%    3.6%    3.8%    8.5      8.7
  ----------------------------------------------------------------------------------------------------------------------------------
    Class A - Leased Asset     8.0%     8.2%     8.3%     8.7%    11.5%    11.8%     3.3%    3.5%    3.6%    3.7%    9.0      9.6
    --------------------------------------------------------------------------------------------------------------------------------
                               7.5%     7.5%     8.0%     8.0%    11.3%    11.3%     4.0%    4.0%    4.0%    4.0%   10.0     10.0
                               9.0%     9.0%     9.0%     9.0%    15.0%    15.0%     4.0%    4.0%    4.0%    4.0%    5.0      5.0
                               7.5%     7.5%     7.8%     7.8%    12.0%    12.0%     1.5%    2.0%    3.0%    3.0%   10.0     10.0
                               9.0%                                                  3.0%    3.0%    4.0%    4.0%   10.0     10.0
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                               8.0%     8.0%     8.0%     9.0%    10.5%    11.0%     3.0%    3.5%    3.0%    3.5%   10.0     10.0
                               8.0%     8.0%     8.5%     8.5%    11.0%    11.0%     4.0%    4.0%    4.0%    4.0%   10.0     10.0
                               7.8%     8.0%     8.3%     8.5%    11.0%    12.0%     2.5%    3.0%    2.5%    3.0%   10.0     10.0
                               7.0%     8.0%     7.0%     8.0%    10.0%    11.0%     4.0%    4.0%    4.0%    4.0%    5.0     10.0

    Class B - Leased Asset     9.4%     9.5%     9.5%    10.0%    13.8%    13.8%     3.1%    3.3%    3.9%    4.0%    8.3      8.3
    --------------------------------------------------------------------------------------------------------------------------------
                              10.0%    10.0%    10.0%    10.0%    17.0%    17.0%     4.0%    4.0%    4.0%    4.0%    5.0      5.0
                               9.0%     9.0%     9.0%     9.0%    13.5%    13.5%     2.0%    2.0%    4.0%    4.0%    7.0      7.0
                              10.0%                                                  3.0%    3.0%    4.0%    4.0%   10.0     10.0
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0

    Class A - Value Added      8.9%     9.3%     9.3%    10.0%    13.5%    13.8%     3.3%    3.5%    3.5%    3.8%    9.0      9.0
    --------------------------------------------------------------------------------------------------------------------------------
                              10.0%    10.0%    10.0%    10.0%    18.0%    18.0%     4.0%    4.0%    4.0%    4.0%    5.0      5.0
                               9.0%                                                  3.0%    3.0%    4.0%    4.0%   10.0     10.0
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                               8.0%     8.5%     8.5%     9.0%    11.5%    12.5%     2.5%    3.0%    2.5%    3.0%   10.0     10.0

    Class B - Value Added     10.2%    10.6%    10.2%    10.7%    14.8%    15.0%     3.2%    3.4%    3.4%    3.6%    7.8      7.8
    --------------------------------------------------------------------------------------------------------------------------------
                              11.0%    11.0%    11.0%    11.0%    20.0%    20.0%     4.0%    4.0%    4.0%    4.0%    5.0      5.0
                              10.0%                                                  3.0%    3.0%    4.0%    4.0%   10.0     10.0
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                               8.5%     9.0%     9.3%     9.8%    12.0%    13.0%     2.5%    3.0%    2.5%    3.0%   10.0     10.0
                              13.0%    13.0%    11.0%    11.0%    16.0%    16.0%     3.0%    3.0%    3.0%    3.0%    3.0      3.0

                                                              3:08 PM on 7/11/97

=================================================================================================================================
                                    Capitalization Rates             Internal              Growth Rate                 Typical
                               ------------------------------                       ----------------------------     Projection
                                 Going-In          Terminal       Rate of Return      Income          Expenses      Period (Years)
                               Low     High      Low     High     Low      High     Low     High    Low     High     Low     High
---------------------------------------------------------------------------------------------------------------------------------
  ----------------------------------------------------------------------------------------------------------------------------------
  Specialty Retail             8.3%     9.3%     9.2%    10.6%    10.9%    11.0%     3.6%    4.0%    3.6%    4.0%   10.3     10.9
  ----------------------------------------------------------------------------------------------------------------------------------
    Class A - Leased Asset     7.8%     8.8%     8.3%     9.5%    10.5%    11.0%     3.8%    4.0%    3.8%    4.0%    8.0     10.5
    --------------------------------------------------------------------------------------------------------------------------------
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                               7.0%     8.0%     7.0%     8.0%    10.0%    11.0%     4.0%    4.0%    4.0%    4.0%    5.0     10.0

    Class B - Leased Asset     8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
    --------------------------------------------------------------------------------------------------------------------------------
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0

    Class A - Value Added      8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
    --------------------------------------------------------------------------------------------------------------------------------
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0

    Class B - Value Added      8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
    --------------------------------------------------------------------------------------------------------------------------------
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0

RESIDENTIAL
  ----------------------------------------------------------------------------------------------------------------------------------
  Apartments                   8.7%     9.2%     9.5%    10.2%    11.3%    11.8%     3.4%    4.3%    3.2%    3.7%    7.9      9.1
  ----------------------------------------------------------------------------------------------------------------------------------
    Class A - Leased Asset     8.7%     9.2%     9.1%     9.7%    11.4%    11.8%     3.3%    3.8%    3.3%    3.7%    8.2      8.8
    --------------------------------------------------------------------------------------------------------------------------------
                               8.5%    10.0%     9.0%    10.5%                                       3.5%    3.5%    1.0      1.0
                               8.5%     9.0%     9.0%     9.0%    11.0%    11.0%     3.0%    3.0%    3.0%    3.0%   10.0     10.0
                               9.8%     9.8%    10.0%    10.0%    15.0%    15.0%     4.0%    4.0%    4.0%    4.0%    5.0      7.0
                               8.3%     9.0%     9.0%     9.5%    10.5%    11.5%     3.0%    4.0%    3.0%    4.0%   10.0     10.0
                               8.8%     8.8%     9.0%     9.0%    11.3%    11.3%     3.8%    4.0%    4.0%    4.0%   10.0     10.0
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                               8.5%     9.0%     9.0%     9.5%    10.0%    11.5%     3.0%    4.0%    3.0%    3.0%   10.0     10.0
                               8.5%     9.0%     8.5%     9.0%                       3.0%    3.5%    3.0%    3.5%   10.0     10.0
                               8.8%     9.0%     9.0%     9.5%    11.0%    11.0%     3.0%    4.0%    3.0%    4.0%    7.0     10.0

    Class B - Leased Asset     8.9%     9.6%     9.6%    10.4%    11.0%    11.6%     3.1%    4.0%    3.1%    3.8%    9.5     10.3
    --------------------------------------------------------------------------------------------------------------------------------
                               9.0%     9.5%     9.5%    10.0%    11.0%    12.0%     3.0%    4.0%    3.0%    4.0%   10.0     10.0
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                               9.0%    10.0%    10.0%    10.5%    10.5%    12.0%     3.0%    4.0%    3.0%    3.0%   10.0     10.0
                               9.0%     9.5%     9.5%    10.0%    11.5%    11.5%     3.0%    4.0%    3.0%    4.0%    7.0     10.0

    Class A - Value Added      8.5%     8.8%     9.3%    10.0%    11.3%    11.7%     3.5%    4.7%    3.2%    3.7%    7.0      8.7
    --------------------------------------------------------------------------------------------------------------------------------
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                               8.0%     8.0%     9.0%     9.0%    11.0%    12.0%     4.0%    6.0%    3.0%    3.0%    3.0      5.0
                               9.0%     9.0%     9.5%    10.0%    12.0%    12.0%     3.0%    4.0%    3.0%    4.0%    7.0     10.0

                                                              3:08 PM on 7/11/97

=================================================================================================================================
                                    Capitalization Rates             Internal              Growth Rate                 Typical
                               ------------------------------                       ----------------------------     Projection
                                 Going-In          Terminal       Rate of Return      Income          Expenses      Period (Years)
                               Low     High      Low     High     Low      High     Low     High    Low     High     Low     High
---------------------------------------------------------------------------------------------------------------------------------
    Class B - Value Added      8.7%     9.2%     9.8%    10.7%    11.7%    12.3%     3.5%    4.7%    3.2%    3.7%    7.0      8.7
    -----------------------------------------------------------------------------------------------------------------------------
                               8.5%     9.5%     9.5%    11.0%    11.0%    11.0%     3.5%    4.0%    3.5%    4.0%   11.0     11.0
                               8.0%     8.0%    10.0%    10.0%    11.0%    13.0%     4.0%    6.0%    3.0%    3.0%    3.0      5.0
                               9.5%    10.0%    10.0%    11.0%    13.0%    13.0%     3.0%    4.0%    3.0%    4.0%    7.0     10.0

      "Leased Asset" refers to predominantly "passive" investments involving substantially leased Properties

      "Value Added" denotes properties which require more active management involvement due to leasing issues and/or additional capital investment for physical issues

                                 -----------------------------------------------
                                 Cushman & Wakefield Valuation Advisory Services
                                          National Investor Survey - Summer 1996

                                                                         Addenda
================================================================================

                           Appraiser's Qualifications

================================================================================

                                                                  QUALIFICATIONS
================================================================================

                                                              Dean R. Paauw, MAI

Professional Affiliations

      Member of the Appraisal Institute (MAI Designation)

      State of Colorado Certified General Appraiser (ID # CG01313501)

      State of Utah Certified General Appraiser (ID # CG00046420)

      State of New Mexico Certified General Appraiser (ID# 001282-G)

Real Estate Experience

      Associate Director, Cushman & Wakefield of Colorado, Inc., Valuation Advisory Services, a full service real estate organization specializing in appraisal and consultation. Member of Cushman & Wakefield's Hospitality Valuation Group and Retail Valuation Group. April 1988 to present.

      Associate Appraiser, James Real Estate Services, Denver, Colorado. 1986 to 1988.

      Researcher, Van Court and Company, Denver, Colorado. 1985 to 1986.

      Internship, Markland Development, Inc., Grand Rapids, Michigan. 1984.

      Experience includes appraisal of the following types of properties:

            Office Buildings           Subdivisions
            Hotels/Motels              Special Purpose
            Athletic Clubs             Shopping Centers/Regional Malls
            Industrial Facilities      Leasehold/Leased Fee Interest
            Vacant Land                Apartments

                                                                  Qualifications
================================================================================

                                                              Dean R. Paauw, MAI

Education

      Masters of Business Administration in Real Estate and Construction
               Management, 1986.
      University of Denver
      Denver, Colorado

      Bachelor of Arts in Business Administration, 1984.
      Calvin College
      Grand Rapids, Michigan

      Appraisal Institute Courses:

      Course 110 - Real Estate Appraisal Principles
      Course 210 - Case Studies in Real Estate Valuation
      Course 310 - Basic Income Capitalization
      Course 510 - Advanced Income Capitalization
      Course 410 - Standards of Professional Practice
      Course 540 - Report Writing and Valuation Analysis
      Fair Lending and the Appraiser (Continuing Education)
      Basic Valuation Procedures

      Certified in the Appraisal Institute's voluntary program of continuing education for its designated members.

================================================================================

COMPLETE APPRAISAL OF REAL PROPERTY

Town Center Prado
Barrett Parkway at Bells Ferry Road
Atlanta,  Cobb County, Georgia

================================================================================

IN A SUMMARY REPORT

As of July 3 1997

Prepared For:

Master Realty, Inc.
Managing Member of Community Centers I L.L.C.
1180 Avenue of the Americas
New York, NY 10036-8401

Lehman Brothers, Inc.
3 World Financial Center
New York, New York 10285

Prepared By:

Cushman & Wakefield of Georgia, Inc.
3300 One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309

Cushman & Wakefield of Georgia, Inc.
3300 One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309
(404) 875-1000

                                 August 13,1997

Mr. Brian Summers
Vice President
Master Realty, Inc.
Managing Member of Community Centers I L.L.C.
1180 Avenue of the Americas
New York, NY 10036-8401

Mr. Thomas Burke
Vice President
Lehman Brothers, Inc.
3 World Financial Center
New York, New York 10285

Re:   Complete Appraisal of Real Property
      Town Center Prado
      Barrett Parkway at Bells Ferry Road
      Atlanta, Cobb County, Georgia

Dear Sirs:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield, Inc. is pleased to transmit our Complete Appraisal estimating the Market Value of the Leased Fee Estate in the above referenced real property. For this assignment, we are providing an estimate of the Market Value of the subject property. The results of our analysis are being presented in this Summary Report.

      The subject of this appraisal is a one-story, non-enclosed, power/super-community shopping center that was built in 1995 and 1997. It contains a total gross leasable area of 317,978 square feet and is anchored by Publix, Home Place, Stein Mart, Sportslife, etc. At the time of inspection, it was effectively 97.3 percent occupied based on signed and highly likely leases. The site, including the two vacant outparcels, contains about 43.97 acres. The two vacant outparcels are not included in the value reported below.

Mr. Brian Summers
Vice President
Master Realty, Inc.
Managing Member of Community Centers I L.L.C.
August 13,1997
Page 2


      As specified in the Letter of Engagement, the value opinion reported herein is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report. This is a complete appraisal prepared in accordance with the Uniform Standards of Professional Appraisal Practice (USPAP). The results are being conveyed in a Summary Report according to our agreement. As such, it presents only summary discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning, and analyses is retained in the appraiser's file. The depth of discussion contained in this report is specific to the needs of the client and for the intended use stated below. The appraiser is not responsible for unauthorized use of this report.

      This report has been prepared for Master Realty, Inc. and Lehman Brothers, Inc., ("Clients") and it is intended only for the specified use of the Clients. It may not be distributed to or relied upon by other persons or entities without the written permission of the appraiser.

      The property was inspected by Luten L. Teate, MAI. The report has been prepared by Luten L. Teate, MAI.

      As a result of our analysis, we have formed an opinion that the Market Value of the Leased Fee Estate in the referenced property, and subject to the assumptions, limiting conditions, certifications, and definitions, as of July 3 1997, the date of inspection, was:

                          THIRTY THREE MILLION DOLLARS
                                   $33,000,000

      This letter is invalid as an opinion of value if detached from the report, which contains the text, exhibits, and an Addenda. Other relevant data has been retained in our files.

Respecifully submitted,

CUSHMAN & WAKEFIELD OF GEORGIA, INC.

/s/ Luten L. Teate, MAI

Luten L. Teate, MAI
Associate Director
Certified Real Estate Appraiser Georgia No. CGOO1389

/krh
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                        SUMMARY OF SALIENT FACTS AND CONCLUSIONS
================================================================================

Property Name:                           Town Center Prado

Property Type:                           Power/Super-Community Shopping Center

Location:                                Barrett Parkway at Bells Ferry Road
                                         Cobb County, Georgia

Interest Appraised:                      Leased Fee Estate

Date of Value:                           July 3, 1997

Date of Inspection:                      July 3, 1997

Ownership:                               Community Centers I, L.L.C.

Land Area:                               39.8 acres (total center site excluding
                                         two vacant outparcels)

Zoning:                                  GD (General Commercial)

Highest and Best Use
   As Though Vacant:                     Retail use

   As Improved:                          Continued use as a
                                         power/super-community shopping center.

Improvements
   Description:                          One-story, non-enclosed,
                                         power/super-community shopping center
                                         building of masonry construction that
                                         has a total gross leasable
                                         area of 317,978 square feet.

   Year Built/Expanded:                  1995/1997

Gross Building Area:                     317,978 SF
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                        Summary of Salient Facts and Conclusions
================================================================================

================================================================================
                        GLA Breakdown - Town Center Prado
--------------------------------------------------------------------------------

                  Tenant Type                      GLA (sf)      %

          Anchors
            Homeplace                               53,000     16.7%
            Sport Shoe                              15,000      4.7%
            Coomer's Crafts                         14,500      4.6%
            Zainy Brainy                            13,500      4.2%
            Publix                                  56,146     17.7%
            Stein Mart                              36,538     11.5%
            Barnes & Noble                          19,978      6.3%
          Outparcel Buildings
            Sportslife                              40,000     12.6%
            Blockbuster/Atlanta Bread               11,000      3.5%
          Shops                                     58,316     18.3%
                                                   -------
          Total                                    317,978    100.0%

================================================================================

Income Capitalization Approach

Assumptions-Discounted Cash Flow

Current Occupancy:                      97.3% (effective based on leased spaces)

Forecasted Stabilized Occupancy:        93-95% (of shop space)

Holding Period:                         10 years

Growth Rate Assumptions
   Sales Growth:                        1.5% in 1997, 3% per year thereafter
   Rent Growth:                         1.5% in 1997, 3% per year thereafter
   Expense Growth:                      3.0%
   Tax Growth:                          3.0%

Tenant Alterations
   New Tenants:                         $7.00
   Renewal Tenants:                     $1.00

Leasing Commissions
   New Tenants:                         4.0%
   Renewal Tenants:                     2.0%

Tenant Renewal Probability:             80%
Cost of Sale at Reversion:              2.0%
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                        Summary of Salient Facts and Conclusions
================================================================================

Investment Rates
   Going-In Capitalization Rate:         10.0%
   Terminal Capitalization Rate:         10.0%
   Discount Rate:                        11.25% to 11.5%

Market Value Indicators

Cost Approach:                           N/A
Sales Comparison Approach:               $31,800,000-$33,400,000
Income Capitalization Approach
  Discounted Cash Flow:                  $32,800,000 to $33,300,000
  Direct Capitalization:                 $33,000,000

Value Conclusion:                        $33,000,000

Resulting Indicators
   Value Per Sq/Ft Owned GLA:            $103.78
   Net Operating Income (FY 1998):       $3,297,485
   Implicit Capitalization Rate:         10.0%

Exposure Time Implicit in
   Market Value Conclusion:              Not to Exceed 12 Months

Special Assumptions Affecting Valuation:

      The following special assumptions have been considered within the assignment at hand. These assumptions are in addition to the assumptions and limiting conditions which follow at the end of the report.

      1. Throughout the analysis we have relied on information provided by ownership and management which we assume to be accurate. This information was provided in the form of a rent roll, budgets, sales reports and other property specific information. We were also provided with a Pro-Ject diskette for the property which ownership has portrayed as containing the actual lease terms. It is noted that we audited actual lease documents for several of the major tenants during the course of our initial Complete Appraisal in February 1996. Based upon the current information provided, minor discrepancies were noted which we have reconciled to our satisfaction.

      2. We have made a visual inspection of the subject property and local environs in the process of this analysis. Our comments are limited to those items which were readily observable and apparent to such an inspection. Comments regarding the structural integrity of improvements are beyond the scope of our engagement and are best made by a professional engineer.

      3. Our cash flow analysis and valuation has recognized that all signed leases and pending leases with a high probability of coming to fruition are signed and implemented according to the terms provided. Such leases are identified within the body of this report.

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                        Summary of Salient Facts and Conclusions
================================================================================

      4. The forecasts of income, expenses, and absorption of vacant space included herein are not predictions of the future. Rather, they are our best estimates of current market thinking on future income, expenses, and demand. We make no warranty or representation that these forecasts will materialize.

      5. We did not measure the improvements but relied on the GLA shown in the rent roll provided by management. The tenant GLAs , shown in the rent roll, were cross-checked against selected leases/lease briefs.

      6. We inspected a representative sample of the retail spaces and we believe that the spaces we inspected are representative of all of the space as to overall quality and condition except where otherwise noted.

      7. We did not observe any hazardous materials during our inspection. The appraiser has no knowledge of the existence of such materials on or in the property. The appraiser, however, is not qualified to detect such substances. The presence of substances such as asbestos, urea-formaldehyde foam insulation, or other potentially hazardous materials may have an affect on the value of the property. The value estimate is predicated on the assumption that there is no such materials on or in the property that would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field to make this determination.

      8. We did not inspect the roof of the building or make a detailed inspection of the mechanical systems. The appraisers are not qualified to warrant the adequacy or mechanical condition of these components. The client is urged to retain an expert in this field.

      9. Please refer to the complete list of assumptions and limiting conditions included at the end of this report.

Special Risk Factors

      1. The pending leases that were considered in this analysis may not actually be signed or are signed with terms that are significantly different than we were told.

Positive Factors

      1.    Well known anchor tenants

      2. Excellent location at the intersection of two heavily traveled local service roads

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  PHOTOGRAPH OF SUBJECT PROPERTY
================================================================================

                               [GRAPHIC OMITTED]

                           View From Barrett Parkway

                                                  Photograph of Subject Property
================================================================================

                               [GRAPHIC OMITTED]

                        Building Anchored by Party City

                       Building Anchored by Barnes & Noble

                                                  Photograph of Subject Property
================================================================================

                               [GRAPHIC OMITTED]

                     Free-Standing Blockbuster on Outparcel

                                Vacant Outparcels

                                                  Photograph of Subject Property
================================================================================

                               [GRAPHIC OMITTED]

                        Stein Mart (Under Construction)

                            Free-Standing Sportslife

                                                               TABLE OF CONTENTS
================================================================================

                                                                            Page

INTRODUCTION ...............................................................  1
  Identification of Property ...............................................  1
  Property Ownership and Recent History ....................................  1
  Purpose and Intended Use of the Appraisal ................................  1
  Extent of the Appraisal Process ..........................................  1
  Date of Value and Property Inspection ....................................  2
  Property Rights Appraised ................................................  2
  Definitions of Value, Interest Appraised, and Other Pertinent Terms ......  2
  Legal Description ........................................................  3

DEMOGRAPHIC AND ECONOMIC ANALYSIS ..........................................  7

NEIGHBORHOOD ANALYSIS ...................................................... 12

MARKET ANALYSIS ............................................................ 16

PROPERTY DESCRIPTION ....................................................... 24
  Site Description ......................................................... 24
  Improvement Description .................................................. 24
  Property Taxes & Assessments ............................................. 25
  Zoning ................................................................... 25

HIGHEST AND BEST USE ....................................................... 26
  Highest and Best Use of Site As Though Vacant ............................ 26
  Highest and Best Use of Property As Improved ............................. 26

VALUATION PROCESS                                                            27

SALES COMPARISON APPROACH .................................................. 28

INCOME CAPITALIZATION APPROACH ............................................. 33

RECONCILIATION AND FINAL VALUE ESTIMATE .................................... 49

ASSUMPTIONS AND LIMITING CONDITIONS ........................................ 52

CERTIFICATION OF APPRAISAL ................................................. 54

ADDENDA .................................................................... 55
      Legal Description
      Rent Roll and Summary of Recent Leases
      National Database of Sales
      Operating History and Budget Chart
      ULI Database of Operating Results for Power Centers
      Lease Expiration Chart - Pro-Ject
      Competitive Property Photographs
      Local Sale Comparables
      Appraiser Qualifications

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                    INTRODUCTION
================================================================================

Identification of Property

      The subject of this appraisal is a one-story, non-enclosed, power/super-community shopping center that was built in 1995 and 1997. The 1997 expansion included a Stein Mart and a free-standing Blockbuster anchored retail building in 1997. The center contains a total gross leasable area of 317,978 square feet and is anchored by a Publix, Home Place, Stein Mart and Sportslife, etc. The property is identified by the Cobb County Tax Assessor's office as Parcel Number 16-0583-001 (improved portion).

      The subject site is 39.8 acres (excluding the vacant outparcels). The legal description is in the Addenda. The site is improved with the shopping center structure and paved parking/truck loading areas. It has good access and exposure.

Property Ownership and Recent History

      The subject property is currently owned by Community Centers, I, L.L.C. It was purchased in 1996 as part of a portfolio and we are told that individual prices were not allocated.

      Leases are currently in-place with a number of tenants at the property's "as is" condition. The leases and operating agreements that are in place encumber the operation of the property.

Purpose and Intended Use of the Appraisal

      The purpose of this appraisal is to estimate the Market Value of the Leased Fee Estate in the subject property as it existed on the date of inspection. The function of this appraisal is for a securitized financing transaction being arranged by Lehman Brothers, Inc.

Extent of the Appraisal Process

      In the process of preparing this appraisal, we:

      o Inspected the subject property, a sampling of the anchor stores and smaller shops, and its surrounding environs;

      o Interviewed representatives of current ownership, leasing personnel, and representatives of the management company;

      o Reviewed leasing policy, concessions, tenant build-out allowances, and recently negotiated rental rates, as well as forecasted operating statements;

      o Conducted market research of occupancy rates, asking rents, concessions, and operating expenses at competing properties;

      o Conducted market inquiries into recent sales of similar retail centers to ascertain sale prices per square foot, effective gross income multipliers, and capitalization rates;

      o Determined a trade area for the subject and analyzed specific data for the property as prepared by Equifax National Decision Systems
            (ENDS);

================================================================================


                                       -1-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                    Introduction
================================================================================

      o Estimated market rental rates, absorption, and stabilized income and expenses for the subject based upon available market data and current market thinking relative to growth in market rents and market absorption;

      o Developed a market value estimate of the center via the Sales Comparison Approach;

      o Prepared a forecast of income and expenses in connection with preparing an estimate of stabilized net income for direct capitalization purposes;

      o Prepared a detailed discounted cash flow (DCF) analysis using Pro-Ject Plus+ software for the purpose of discounting a forecasted net income stream into a present value of the leased fee estate for the center;

      o Reconciled the value indications and concluded a final value estimate; and

      o Prepared a Complete Appraisal of the subject property with the results conveyed in this summary narrative report in accordance with Standards Rule 2-2(b) of USPAP. A summary appraisal format provides a summary of the data, analyses, and conclusions rather than presenting a self-contained narrative within the report.
            Other pertinent data and information is retained in our files.

Date of Value and Property Inspection

      Our Market Value date is July 3,1997. On that date, Luten L. Teate, MAI, inspected the property and its environs.

Property Rights Appraised

      Leased Fee Estate.

Definitions of Value, Interest Appraised, and Other Pertinent Terms

      The definition of market value taken from the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, is as follows:

      The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

      1.    Buyer and seller are typically motivated;

      2. Both parties are well informed or well advised, and acting in what they consider their own best interests;

      3.    A reasonable time is allowed for exposure in the open market;

      4. Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

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

                                                                    Introduction
================================================================================

      5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

      Exposure Time

      Under Paragraph 3 of the Definition of Market Value, the value estimate presumes that "A reasonable time is allowed for exposure in the open market". Exposure time is defined as the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at the market value on the effective date of the appraisal. Exposure time is presumed to precede the effective date of the appraisal.

      Based on our findings, we conclude that an appropriate exposure time for this property would by 12 months or less.

      The following definitions of pertinent terms are taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute.

      Leased Fee Estate

      An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease.

      Market Rent

      The rental income that a property would most probably command on the open market, indicated by the current rents paid and asked for comparable space as of the date of appraisal.

      Cash Equivalent

      A price expressed in terms of cash, as distinguished from a price expressed totally or partly in terms of the face amounts of notes or other securities that cannot be sold at their face amounts.

      These definitions have been taken into account when arriving at the estimate of market value reported in this appraisal assignment.

Legal Description

      We have been provided with a complete metes and bounds legal description of the property. It is in the Addenda.

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                                                             CUSHMAN &
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                                                     ---------------------------

                                                                    Introduction
================================================================================

Competency Provision

      We are aware of the competency provision of the Uniform Standards of Professional Appraisal Practice (USPAP). The authors of this report meet these standards. Luten L. Teate, MAI inspected the property, researched and analyzed pertinent market information, wrote, and reviewed the appraisal report. Luten L. Teate, MAI have extensive appraisal experience with retail properties nationally.

      It is our opinion that we are fully competent to perform this appraisal, due to the fact that:

      1. We have full knowledge and experience in the nature of this assignment;

      2. All necessary and appropriate steps have been taken in order to complete the assignment competently; and

      3. We do not lack any knowledge or experience that would prohibit this assignment to be completed in a professional, competent manner, or where a biased or misleading opinion of value would be rendered.


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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                               [GRAPHIC OMITTED]

                        Map of Metropolitan Atlanta Area

                                                             CUSHMAN &
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                                                     VALUATION ADVISORY SERVICES
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

================================================================================
                                 ATLANTA REGION
                        DEMOGRAPHIC STATISTICS COMPARISON
================================================================================
                                          Atlanta      State of
                                            MSA         Georgia    United States
================================================================================
            Population
               1980                      2,233,325     5,463,106    226,545,792
               1990                      2,959,950     6,478,216    248,709,872
             1996 (EST.)                 3,503,622     7,350,305    265,037,504
            2001 (PROJ.)                 3,941,898     8,045,044    277,157,184
================================================================================
       Compound Annual Change
             1980-1990                       2.86%         1.72%       0.94%
             1980-1996                       2.85%         1.87%       0.99%
             1996-2001                       2.39%         1.82%       0.90%
================================================================================
            Households
               1980                        789,577     1,871,652     80,389,688
               1990                      1,102,578     2,366,615     91,947,408
             1996 (EST.)                 1,349,992     2,776,699    100,130,936
            2001 (PROJ.)                 1,538,245     3,080,155    105,243,728
================================================================================
       Compound Annual Change
             1980-1990                        3.40%         2.37%       1.35%
             1980-1996                        3.41%         2.50%       1.38%
             1996-2000                        2.65%         2.10%       1.00%
================================================================================
        Average Household Size
                1980                          2.83          2.92        2.82
                1990                          2.68          2.74        2.70
             1996 (EST.)                      2.56          2.61        2.63
================================================================================
       Average Household Income
                1990                       $44,400       $36,810     $38,453
             1996 (EST.)                   $58,973       $47,776     $49,031
================================================================================
       Compound Annual Change                 4.84%         4.44%       4.13%
================================================================================
   1996 Income Distribution Est.
          less than $5,000                     3.9%         6.1%        4.7%
            $5,000-$15,000                     9.6%        14.7%       15.1%
            $15,000-$24,999                   12.3%        15.3%       14.8%
            $25,000-$34,999                   12.5%        14.2%       13.8%
            $35,000-$49,999                   17.2%        16.7%       16.9%
            $50,000-$74,999                   22.0%        17.7%       18.5%
            $75,000-$99,999                    9.7%         6.6%        7.2%
            $100,000-$149,999                  6.8%         4.5%        5.0%
           >$150,000                           6.1%         4.1%        4.0%
================================================================================
           Other Indices
     Professional/Managerial Occupation       28.8%        24.6%        26.4%
     Education Above High School Level        51.8%        41.3%        45.2%
================================================================================
  SOURCE: Equifax National Decision Systems
================================================================================


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

                                               DEMOGRAPHIC AND ECONOMIC ANALYSIS
================================================================================

Regional Analysis

      The short- and long-term value of real estate is influenced by a variety of factors and forces which interact within a given region. Regional analysis serves to identify those forces which affect property value and the role they play within the region. The four primary forces which influence real property value include environmental characteristics, governmental forces, social factors, and economic trends. These forces determine the supply and demand for real property which, in turn, affect market value. The chart on the previous page presents an overview of demographic and economic trends within the subject's region as prepared by Equifax National Data Systems (ENDS).

Definition of the Region

o The Atlanta Region consists of 18 counties. The subject is in Cobb County. Reference is made to the previous regional map.

o Atlanta is the largest incorporated area in the Atlanta Region. The city limits of Atlanta is located mostly within Fulton County, but there is a small section extending into neighboring Dekalb County.

o     The subject is not in the Atlanta city limits.

Overview of the Atlanta Region

o Atlanta is a major financial and corporate center for the entire southeastern United States. Its relatively low cost of living, mild climate, excellent transportation facilities, and a variety of educational and recreational facilities have contributed to its attractiveness as a place to live.

o The metropolitan area has been successful at attracting corporate relocations to the area. It also continues to be the city of choice for many start-up companies in a variety of service and manufacturing industries.

o     Atlanta was the site of the 1994 Super Bowl and the 1996 Summer Olympic
      Games.

Overview of Atlanta Real Estate Market

      During the first half of the current decade, the primary objective of many players in the Atlanta commercial real estate market was survival as the metro area struggled through the effects of the national recession which also effected most major markets throughout the United States. The survivors now appear to be enjoying an Atlanta marketplace that has strongly recovered. The primary sectors of the commercial real market: office, industrial, apartments, and retail all experienced an oversupply during the 1980s. However, during the first part of the decade, demand exceeded additions to supply and, as a result, both occupancies and rents have increased. Now, available, quality space is difficult to find.

      A number of factors have contributed to the Atlanta commercial real estate market's resurgence:

o     The recovery of the nation's economy.


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

                                               Demographic and Economic Analysis
================================================================================

o     Activity generated by the 1996 Olympic Games.

o The mature and well-developed metropolitan transportation infrastructure which includes:

o     The strategic location at the junction of three interstate highways.

o Hartsfield International Airport which is one of the nation's busiest and has recently completed a $305 million concourse to service international air traffic.

o The Metropolitan Atlanta Rapid Transit Authority (MARTA) rail system which was established in 1988 and now connects the downtown business area and the airport to suburban office and residential locations. Reference is made to the previous regional map which shows the MARTA lines.

o Diverse job base anchored by services, retail trade, government and manufacturing employment.

      The above factors are market fundamentals that do not completely insulate the Atlanta area from periodic slumps in the national economy but generally serve to mitigate their effects. Atlanta's employment diversification has also proved to be attractive to many real estate investors. A number of recent surveys have chosen Atlanta as one of the more popular business and residential locations in the United States.

Population

o During the early to mid-1970s, the City of Atlanta experienced substantial out-migration of population to the suburban areas, creating dramatic new suburban residential and commercial retail development. The primary directions of growth were northwest and northeast into the suburban counties of Cobb, Gwinnett and DeKalb.

o While the population of the metropolitan area was increasing rapidly, the City of Atlanta actually showed a 14.0 percent population decrease during the decade of the 1970s.

o Since 1980, the city's population has stabilized and may have even increased slightly. The suburban development trend has continued with many outlying areas now offering their own infrastructures.

o The previous chart is based on demographic statistics and estimates prepared by Equifax National Decision Systems (ENDS). It shows that the population of the MSA has grown at a more rapid pace than either the state or nation as a whole since 1980, and this trend is expected to continue for the next 3-5 years.

Households

o Growth in households is important to both office and retail properties. It has been found to be more important to a retail property than growth in population because households have been found to be the primary demand generators for retail goods. Growth in population may not always represent growth in the number of people in the age bracket that typically purchases retail goods. However, growth in households usually does.


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

                                               Demographic and Economic Analysis
================================================================================

o The previous chart shows the MSA also experienced more rapid household growth than either the state or nation as a whole since 1980 and this trend is expected to continue for the near-term.

o The property being appraised is in one of the area of above average forecasted household growth for the next 5-years.

      The previous chart shows that estimated 1996 median and average household incomes for Metropolitan Atlanta are 30.1 to 23.4 percent higher than for the state as a whole, respectively.

Economic Base and General Conditions

      The composition of Atlanta's labor force is diverse and not dominated by manufacturing or any one industry group. The trade and services sectors of the economy employ about 55% of the work force in the metropolitan area. A summary of Atlanta's employment characteristics is below:

o     The labor force has grown by about 16 percent, in aggregate, since 1990.

o The May, 1997 unemployment rate for the SMSA was about 3.4 percent which is lower than the 4.1 percent for the state. These are the latest figures as of this writing.

o The unemployment rate for the Atlanta area, has consistently been lower than experienced by the state as a whole since 1990.

o Job growth during the latter part of the 1980s exhibited a declining trend and was negative in 1991. However, since 1991, this trend has reversed. In 1993 through 1995, job growth was estimated at 85,300, 96,800, and 77,900 respectively. The Georgia State University Economic Forecasting Center
      (EFC) estimated that the Atlanta region's economy created slower but still impressive levels of job growth in 1996 of about 76,000. The EFC warns that future job growth at these high levels probably can not be sustained and forecasts only about 35,000 new jobs for 1997.

Directions of Growth

      The primary directions of growth for the Atlanta area are generally considered to be in the I-75 and 1-85 corridors both north and south of I-285. Reference is made to the previous map.

      The subject property is situated in one of the primary directions of growth for the metropolitan area.

Conclusion

      Atlanta has seen a resurgence in job growth, approaching the experience of the mid-1980s. The economy is drive by job growth which is generated by the airport, transportation infrastructure, and the desirable business climate. This, along with other factors, has translated into a healthy demand for industrial, retail and office space. The overall improvement of the


================================================================================


                                       -9-
                                                             CUSHMAN &
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                                                     ---------------------------

                                               Demographic and Economic Analysis
================================================================================

Atlanta economy, together with the 1996 Olympic Games, have led to improvements in all segments of demand.

      Some recent positive and negative factors impacting Atlanta's economy are:

      Positives

o The 1996 Summer Olympic Games were the largest in history, attracting about 10,000 athletes and sold about 9 million tickets. The Olympics were completed with a slight profit, a portion of which will be used to construct a permanent museum at Centennial Olympic Park.

o A $213 million sports arena has been approved on the site of the Omni Coliseum by the Fulton County Commission and the Atlanta City Commission so the Atlanta Hawks professional basketball team will stay in the downtown area.

o First Data Corporation (FDC), a Fortune 500 firm, is in the process of a staged relocation of its corporate headquarters from New Jersey to Atlanta. About 10% of FDC's 37,000 employees now work in the metro area.

o Lockheed Martin won a $700+/- million contract from the Australian Air Force to build 12 C-130 transport planes.

o General Motors started producing vans at its Doraville assembly plant in June 1996, after spending two years retooling the plant. Employment at the plant has now grown to about 3,300 jobs.

o Local companies like SunTrust Bank, Delta Airlines, and Norfolk Southern have recently announced significant hiring plans.

      Negatives

o Metro Atlanta failed air quality standards set by the Clean Air Act which has led to Federal restrictions and potential loss of road building funds.

o Georgia Pacific is in the process of an early retirement program to eliminate about 1,400 jobs including about 160 in Atlanta.


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

                               [GRAPHIC OMITTED]

                            Map of Northwest Atlanta

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

      An investor in a shopping center may have strong interest in the immediate area and its outlook for the future. Important factors include but are not limited to demographic trends and projections, nearby land uses/projected trends, employment centers, and access/traffic counts. We try to address these and other items in this section of the report. The previous two maps should aid the reader in the following overview.

Location

      o The property being appraised is in unincorporated Cobb County and about 20 miles northwest of downtown Atlanta, Georgia. Reference is made to the previous maps for the location of this property relative to the region.

      o The boundaries of the neighborhood are not precise but are considered to be about one mile radius of this property which is at the intersection of two of the primary traffic arteries in Cobb County.

            1.    Barrett Parkway/Piedmont Road
            2.    Bells Ferry Road

Access-Traffic Counts

      o The property is located at the intersection of the above two referenced streets. The Georgia Department of Transportation shows the following recent, bi-directional traffic counts for the reporting stations that are closest to the subject as:

                         Summary of 1996 Traffic Counts
                             Near Town Center Prado
================================================================================
            On Barrett Parkway Between Bells                     25,557
             Ferry Road and I-575

            On Bells Ferry Road Between Chastain                  9,647
             Road and Barrett Parkway

            Source: Georgia Department of Transportation
================================================================================

      The traffic count on Barrett Parkway is considered high for a non-interstate artery in the general area.

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                                                             CUSHMAN &
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

                                                           Neighborhood Analysis
================================================================================

Access-Other

      o Our inspection of the area suggests that this neighborhood has excellent access. Barrett Parkway intersects US 575/GA 5 about 1/2 mile west of this center. It also intersects I-75 about one mile west of the center. Bells Ferry Road and Barrett Parkway are primary local service arteries for the area.

      o We are not aware of any planned road improvements such as widenings or relocations that would impact access to the neighborhood.

Neighborhood Characteristics

      General Overview: The neighborhood can best be described as a rural suburban area that is developing. Over the past 15 years, the rural portions of Cobb and neighboring counties have become popular bedroom community areas because of their proximity to Interstate 75 which provides access to the employment centers along I-75 and the northern portion of I-285. Retail and other types of commercial development followed the in-migration of households to the area. The two most prominent commercial developments in the general area are:

      a). Town Center Mall: a 1,275,000+/- square foot regional mall that was opened in 1976 and was expanded in 1992. It has four well known anchors: Rich's, Macy's, Parisians, Sears as well as a shop tenant mix that targets a broad income of customers. It is about one mile west of the property being appraised and on Barrett Parkway. A fifth anchor store formerly occupied by Mervyn's, is vacant and being built out for J.C. Penney's. Mervyn's closed all its Atlanta stores.

      b). Barrett: a multi-use PUD containing about 1,000 acres. Development started in 1987 and, to-date, includes industrial, multi-family, office and retail structures. There are still about 250 acres to be developed in the master plan. This project is located about one mile west of the property being appraised and essentially across Barrett Parkway from Town Center Mall.

      The neighborhood now has a mixture of commercial, light industrial and residential land uses.

      a). The retail development in the area is concentrated along Barrett Parkway and especially near major intersections, such as with I-75 and I-575. It includes the aforementioned mall, power centers, community, neighborhood shopping centers and free-standing retail buildings occupied by banks, fast food restaurants, and service commercial stores.

      b). The other streets in the neighborhood are predominantly residential in nature.

            In Relation to metro area Growth Pattern: As mentioned in the Regional Analysis, there are several recognized directions of growth for the metro area. Most are northward especially along the I-75 and 1-85 corridors. The neighborhood being examined is in one of those corridors.

            Age and History of the Area: Most improvements in the neighborhood, both commercial and residential, appear to be 0 to 10 years old.


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

                                                           Neighborhood Analysis
================================================================================

            Percent Built-Up: Land within the neighborhood appears to be about 70 percent built-up, overall.

            We found that commercial development is only scattered along the portion of Barrett Parkway that is east of Bells Ferry Road. The property being appraised is now on the eastern boundary of the intense commercial activity but we expect that development to gradually move eastward along Barrett Parkway/Piedmont Road as sites closer to I-75 and I-575 become more scarce.

            Major Area Influences: Town Center Mall and the Barrett PUD are the most prominent commercial improvements in the neighborhood. The stores at the Mall, the many other retail developments, and the office and industrial buildings in Barrett area the employment generators in the neighborhood.

Nearby and Adjacent Uses

      o     North: Single-family residences along Bells Ferry Road.

      o South: There is a free-standing service station at the southwest pin corner of Barrett Parkway and Bells Ferry Road, and an older, strip type shopping center on a site that wraps around the service station.

      o East: The Bells Ferry Elementary School is on the site directly across Bells Ferry Road from the center being appraised. Single-family subdivisions surround the school.

      o West: There are a number of free-standing retail buildings on frontage parcels along Barrett Parkway. These buildings are occupied by:

                           House of Denmark Furniture
                                   Burger King
                               Pier 1 Imports, and
                                 Tune Up Clinic

            The last two of these appear to have been developed on out-parcels of the Home Center Village Shopping Center. This is the closest shopping center to the Town Center Prado.

Population, Housing, Income and Employment

      This type of data is not available with any degree of accuracy in a neighborhood level. However, in a later section of the report, we discuss these and other items for the trade area that we selected for this shopping center. Although the trade area is somewhat larger than the neighborhood, they are similar in most respects. That discussion is, therefore, pertinent for the neighborhood as well.

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                                      -14-
                                                             CUSHMAN &
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

                                                           Neighborhood Analysis
================================================================================

Special Hazards or Adverse Influences

      o We are not aware of any existing or planned detrimental influences such as land fills, noise pollution, air pollution, etc., that adversely impact this property.

Planned Improvements/Demolition

      o We are not aware of planned improvements or demolitions of commercial properties within the neighborhood that might alter this property's competitive position.

Conclusion

      o The neighborhood appears stable and developing. Proximity to both I-75 and I-575 give above average access to the neighborhood which has encouraged development of the neighborhood's commercial/retail sites. The outlook for the near-term appears good.

      o This property is located on the area's predominant traffic and commercial arteries and we found no evidence to suggest that the prominence of this location will change.


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                                      -15-
                                                             CUSHMAN &
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

                                                                 MARKET ANALYSIS
================================================================================

Market Trends

      The following chart summarizes the historical trends of the Atlanta retail market. It shows a total inventory of about 101,500,000 square feet, a current vacancy rate that is considered low at about 7.6 percent, and a declining trend in that rate.

==========================================================================================
                         The Atlanta Retail Market Historical Trends
==========================================================================================
       Year         Existing            Vacancy               Occupancy             Net
      Ending        Sq. Ft.          SF          %           SF           %     Absorption
==========================================================================================
       1991        74,502,769    9,770,984     13.1%    64,731,785      86.9%      321,623
       1992        85,686,916    9,185,490     12.1%    66,501,426      87.9%    1,769,635
       1993        83,637,634    8,891,522     10.6%    74,746,112      89.4%    4,534,837
       1994        85,576,400    7,809,559      9.1%    77,766,841      91.9%    3,267,416
       1995        95,740,964    7,604,760      7.9%    88,136,204      92.1%    7,187,068
       1996        98,796,972    7,593,671      7.7%    91,203,301      92.3%    4,767,090
  2nd Qtr. 1997   101,465,267    7,744,083      7.6%    93,721,184      92.4%      948,823

Source: Jamison Research, Inc.
==========================================================================================

      The following chart shows recent trends and the current status of the portion of the retail market that includes non-mall properties with a regional draw. The subject falls into this category. In this segment of the market, vacancy is also quite low at about 6.4 percent.

================================================================================
                        Atlanta's Regional Center Trends
                                   (Non Malls)
================================================================================
            Period                                   Vacancy
            Ending       Existing SF    Vacant SF      Rate    Absorption
================================================================================
            1993          6,939,550      616,763       8.9%      838,830
            1994          7,828,429      674,228       8.6%      409,000
            1995         10,984,841      999,688       9.1%      218,150
            1996         12,016,738      740,915       6.2%    1,828,685
        2nd Qtr. 1997    12,002,275      768,665       6.4%      -27,750

Source: Jamison Reasearch, Inc.
================================================================================


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                                      -16-
                                                             CUSHMAN &
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

                                                                 Market Analysis
================================================================================

      The following chart focuses on the current status of the North Cobb submarket and the regional (non-mall) portion of that submarket. It shows similar strength in the market and an especially low vacancy rate in the regional centers.

================================================================================
                 Submarket Statistics as of Second Quarter, 1997
================================================================================
                                           Vacancy    Absorption
               Inventory      Vacant SF      Rate       Sq. Ft.
================================================================================
                              North Cobb Submarket
              14,410,289      1,165,318      8.1%       61,919

                           North Cobb Regional Centers
               1,610,716         70,890      4.4%      -27,585

--------------------------------------------------------------------------------
Source: Jamison Research, Inc.
================================================================================

Property Profile

      The subject property is anchored by a number of national retail tenants, all of which are unique to the trade area. Provided below is a summary of the major tenants. Combined, they account for in excess of 65.6 percent of GLA.

================================================================================
             Anchor Tenants                            % of GLA
================================================================================
             Homeplace                                  16.7%
--------------------------------------------------------------------------------
             Sport Shoe                                  4.7%
--------------------------------------------------------------------------------
             Coomer's Crafts                             4.6%
--------------------------------------------------------------------------------
             Zainy Brainy                                4.2%
--------------------------------------------------------------------------------
             Publix                                     17.2%
--------------------------------------------------------------------------------
             Stein Mart                                 11.5%
--------------------------------------------------------------------------------
             Barnes & Noble                              6.3%
--------------------------------------------------------------------------------
             SportsLife                                 12.6%
================================================================================

Market Overview

      Retail in the Town Center area consists of:

      o     A regional mall

      o     A number of power or super community centers

      o     Numerous free-standing buildings

================================================================================


                                      -17-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

Retail Structure

      The subject is in an intensely developed retail area in the northern suburbs of metropolitan Atlanta. The focus or hub of destination shopping for this area is the Town Center Mall. Developed in 1986 and expanded in 1993, Town Center Mall is a super regional center with a total GLA of about 1,275,000 square feet. Anchor tenants include Rich's, Macy's, Sears, and Parisians. There is also a vacant anchor store that was formerly occupied by Mervyn's until all of their Atlanta stores were closed. The store is now being built out for occupancy by J.C. Penney. There is substantial peripheral development around the mall including free-standing restaurants, motels, strip centers, and "big box" stores all of whose occupants are well known national franchise retailers. Some of these include:

               o Midas Muffler              o Red Lobster Restaurant
               o Firestone Tire Store       o Shoney's Restaurant
               o Pike Nursery               o Kuppenheimer Clothing
               o Kids R Us                  o Applebee's Restaurant
               o Just For Feet              o Circuit City

      The following chart summarizes details about the area's most significant retail properties. They include Town Center Mall and eight other shopping centers that are in different formats. All are in the Barrett Parkway corridor and within a one-mile radius of the subject. Photographs of these properties are in the Addenda. The chart shows that most of these properties were constructed within the last ten years and they, in aggregate, contain a total GLA of about 2,600,000 square feet. Overall occupancy in these centers is well above 90 percent which shows that supply and demand in this retail corridor is currently in equilibrium.

      We conclude that the subject is not the dominant retail center in its trade area but one of a number of relatively new, well anchored, well occupied, and well located properties.

================================================================================


                                      -18-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

====================================================================================================================================
                                                    Competitive Shopping Centers
====================================================================================================================================
                                                                                                  Distance
                                                    Year      Total    Occupied       Total         From
       Property                  Location           Built    GLA (SF)     SF        Occupancy      Subject          Anchors
====================================================================================================================================
1 Town Center Mall        Barrett Parkway @ I-75   1986/92  1,275,000   1,236,750     97.0%        1 Mile            Macy's
                                                                                                                     Rich's
                                                                                                                     Sears
                                                                                                                    Pariaian
                                                                                                                     Vacant

2 Home Center Village     Barrett Parkway @         1989      110,734     107,412     97.0%       .25 Miles      Drug Emporium
                          Towne Village Blvd.                                                                  Decorating Center
                                                                                                                 Carmike Cinema

3 Town Center Plaza       Barrett Parkway @ I-75    1988      225,000     222,750     99.0%        1 Mile           TJ Maxx
                                                                                                                   Marshalls
                                                                                                                    Michaels
                                                                                                                  Linnen Loft

4 Barrett Place           Barrett Parkway @         1992      218,303     218,303     100.0%     1.25 Miles     Sports Authority
                          Cobb Place Parkway                                                                       Pets Mart
                                                                                                                   Office Max
                                                                                                                    Best Buy
                                                                                                                Linens N Things
                                                                                                                Rhodes Furniture

5 Barrett Pavilion        Barrett Parkway @         1994      210,000     210,000     100.0%     1.25 Miles         Old Navy
                          Cobb Place Parkway                                                                         Target
                                                                                                                 Shoe Carnival
                                                                                                                    Ulta III
                                                                                                                   Media Play

6 Barrett Commons         Cobb Place Parkway        1996      110,000     110,000     100.0%     1.25 Miles         Goody's
                                                                                                                  MJD Clothing

7 Cobb Place              Barrett Parkway @         1987      327,000     277,950     85.0%       1.3 Miles   Service Merchandise
                          Barrett Lakes Blvd.                                                                        Uptons
                                                                                                               Bed,Bath & Beyond
                                                                                                                  AMC Theatre

8 Barrett Home Center     Barrett Parkway @        1993/94     90,000      90,000     100.0%      1.3 Miles       Office Depot
                          Home Center Drive                                                                    Lazy Boy Furniture
                                                            =====================
      TOTALS                                                2,566,037   2,473,165

  Weighted Average                                                                    96.4%

      SUBJECT             Barrett Parkway @        1995/97    317,978     309,205     97.2%                          Publix
                          Bells Ferry Road                                                                         Home Place
                                                                                                                   Stein Mart
                                                                                                                 Barnes & Noble
                                                                                                                   Sport Shoe

====================================================================================================================================
  SURVEY TOTALS                                             2,884,015   2,782,370     96.5%
====================================================================================================================================

New/Proposed Development

      To the best of our knowledge, these are no other proposed properties in the area which would compete directly with the subject.

Conclusions

      The following summarizes our property specific conclusions based on our market research and experience.


================================================================================
                                      -19-

                                                                 Market Analysis
================================================================================

      Rental Rates

      o We find that base rental rates in the area's shopping centers are considered above average for Atlanta area community centers. Our discussions with the leasing agents for the subject property and its competitors told us that spaces are leased in the range of $13 to $20 per square foot depending on center space size, location in the center, lease term and retrofit allowance.

      o The subject property's rates generally are toward the upper end of the range because it is a newer upscale center. Most tenants also pay reimbursable charges, and often have periodic steps in the rental rate.

      o We considered recent rates at the subject, its competition, and our database of recent leases at other southeastern power/community centers and we concluded market rates for the shop spaces at subject of:

================================================================================
          Shop Spaces 1,500 SF or <                          $18.50
--------------------------------------------------------------------------------
          Shop Spaces of 1,501-3,000 SF                      $17.50
--------------------------------------------------------------------------------
          Shop Spaces over 3,001-5,000                       $16.50
--------------------------------------------------------------------------------
          Spaces 5,001-10,000 SF                             $15.50
--------------------------------------------------------------------------------
          Spaces in Free-Standing
          Buildings with High Exposure                       $19.00
--------------------------------------------------------------------------------
          Spaces in Free-Standing
          Building with Average Exposure                     $15.00
================================================================================

      o The above rates are averages over the lease term so we did not include rent steps in future leases for our cash flow model.

      o We did not estimate market rent for anchor spaces because most have leases that expense beyond the analysis period.

      Expense Rates

      Operating expense rates at the subject in 1996 were about $2.47 per square foot. However, they included some non-recurring administrative costs. We were unable to obtain expense rates for the most competitive properties. We based our estimates of future expenses for the subject on the limited history and ownership's budget that were provided. It is summarized in the Addenda. We also considered the operating results database of power and super community centers that is published in Dollars & Cents of Shopping Centers. This database is also summarized in the Addenda.

      Concessions/Workletter

      Our interviews of the leasing agents for the subject and its primary competitors showed that retrofit allowances are sometimes but not always given and that spaces are taken in "broom clean" condition. The agents told us that from time to time, concessions are given in the form of free rent. This is usually limited to new tenants and is minimal. We considered this in our analysis. We realize that there are occasionally situations where sought after tenants will be given some retrofit allowance as an inducement. This cost is not reimbursable to other tenants as CAM. We have allowed for this possibility in our cash flow analysis.

================================================================================


                                      -20-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis

Trade Area Analysis

      In defining boundaries for the subject's primary trade area, several factors have been considered. First, the property's location with respect to traffic arteries provides the basis for local but not regional access. Second, competitive properties and geographic boundaries help to define the potential size of the trade area as a measure of distance from the property. Third, the merchandising mix and anchor alignment provide the basic draw of customers that are likely to patronize the property.

      The location and accessibility of competing centers has direct bearing on the formation and make-up of the subject's potential trade area. The subject competes most directly with several power/super-community centers that are within a one mile radius.

      To summarize, the foundation of our analysis in the delineation of the subject's trade area may be summarized as follows:

      1. Highway accessibility, including area traffic patterns, geographical constraints, and nodes of residential development;

      2. The position and nature of the area's retail structure, including the location of destination retail centers which compete with the subject and the strength and composition of the retail in-fill; and

      3. The size, anchor tenancy, and merchandising composition of the subject property's tenants.

      Given all of the above, we believe that a primary trade area for the subject property would likely span an area encompassing about three miles around the center. The subject's secondary trade area might span up to five miles from the site. Based on these observations, we have analyzed a demographic profile for the subject based upon a radius of approximately 5+/- miles from the property. To add perspective to this analysis, we have segregated our survey into three and five mile concentric circles for a comparison to the Atlanta MSA and State. The following chart presents this data as prepared by Equifax National Decision Systems.

================================================================================

                                      -21-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

=====================================================================================
           Town Center Prado Center Demographic Statistics Comparison
=====================================================================================
                                             Trade Area
                                        ===================
                                        3-Mile       5-Mile     Atlanta     State of
                                        Radius       Radius        MSA      Georgia
=====================================================================================
            Population
               1980                       20,581       67,014   2,233,325   5,463,106
               1990                       30,547      109,072   2,959,950   6,478,216
               1996                       37,852      138,141   3,503,622   7,350,305
               2001                       42,404      156,038   3,941,898   8,045,044
       Compound Annual Change
             1980-1990                      4.0%         5.0%        2.9%        1.7%
             1980-1996                      3.9%         4.6%        2.9%        1.9%
             1996-2001                      2.3%         2.5%        2.4%        1.8%
-------------------------------------------------------------------------------------
            Households
               1980                        6,484       22,548     789,577   1,871,652
               1990                       11,304       40,008   1,102,578   2,366,615
               1996                       15,137       53,434   1,349,992   2,776,699
               2001                       17,689       62,471   1,538,245   3,080,155
      Compound Annual Change
             1980-1990                      5.7%        5.9%         3.4%        2.4%
             1980-1996                      5.4%        5.5%         3.4%        2.5%
             1996-2001                      3.2%        3.2%         2.6%        2.1%
-------------------------------------------------------------------------------------
     Average Household Income
               1990                      $44,371     $44,315      $44,400     $36,810
               1997                      $75,044     $73,955      $58,973     $47,776
               2001                        96247       93264      $79,928     $63,576
      Compound Annual Change
             1990-1996                      9.2%        8.9%         4.8%        4.4%
             1996-2001                      5.1%        4.7%         6.3%        5.9%
-------------------------------------------------------------------------------------
    1996 Income Distribution (Est)
           less than $5,000                 1.6%        2.0%         3.9%        6.1%
            $5,000-$15,000                  5.6%        6.1%         9.6%        147%
           $15,000-$24,999                  9.2%        8.5%        12.3%       15.3%
           $25,000-$34,999                  9.5%        9.6%        12.5%       14.2%
           $35,000-$49,999                 15.4%       14.8%        17.2%       16.7%
           $50,000-$74,999                 27.7%       27.4%        22.0%       17.7%
           $75,000-$99,999                 15.8%       15.6%         9.7%        6.6%
          $100,000-$149,999                 8.9%       10.2%         6.8%        4.5%
       greater than $150,000                6.5%        5.8%         6.1%        4.1%
-------------------------------------------------------------------------------------
            Other Indices
   Professional/Managerial Occupation      35.4%       34.2%        28.8%       24.6%
   Education Above High School Level       60.8%       62.2%        51.8%       41.0%
      Incomes Over $25,000/year            83.7%       83.4%        74.3%       63.9%
-------------------------------------------------------------------------------------
SOURCE: Equifax National Decision Systems
(1) Estimates
(2) Primary trade area = 3-mile radius, total trade area = 5 -mile radius.
=====================================================================================


================================================================================


                                      -22-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      The previous chart shows that the demographics of the trade area are above average relative to those of either the MSA or the state.

Summary/Observations/Conclusion

      We have briefly analyzed the retail trade history and profile of the subject region in order to make reasonable assumptions as to the forecasted performance of the subject's trade area. A metropolitan area and locational overview has been presented which has highlighted important points about the study area, as well as demographic and economic data specific to the trade area. We have also included a brief summary of the competitive retail centers in the market area. The trade area profile discussed encompasses a five mile radius from the subject. Marketing information relating to these sectors has been presented and analyzed in order to determine patterns of change and growth. The data is useful in giving quantitative dimensions of the total trade area, while our comments serve to provide qualitative insight into this area.

      The following bullet points summarize some of our key conclusions with regard to the subject's trade area and market potential:

      o The subject enjoys a generally accessible location within one of the growth quadrants of Metro Atlanta.

      o Population growth has been strong within the trade area when compared the MSA and the state. This trend is expected to continue for the near term.

      o Income levels within the subject's trade area are generally higher than the MSA or state as a whole and this trend is expected to continue for the near term.

      o The property is well positioned geographically to benefit from future growth in the area. The subject is not the dominant retail center in the area but one of a number of well anchored, well located, newer, power/super community centers. There is also a strong regional mall within a mile of this property.

      o While we are not aware of near-term plans for new competition in the area, there are vacant, commercially zoned tracts in the area. There is no reason to assume that one or more of these may not be developed with retail. However, new development should help create a more critical mass of stores along Barrett Parkway and merchandising that continues to attract additional customer traffic.

      o On balance, it is our opinion that, with competent management, proper maintenance and aggressive marketing, the subject will continue to be a viable entity and maintain a strong share of market expenditure potential. Our outlook for the area continues to be positive with above average demographics. We judge this property to have moderate prospects for appreciating real estate values.


================================================================================


                                      -23-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

o The site size is about 39.8 acres (excluding the two vacant outparcels). A copy of the legal description for the entire center is in the Addenda. We were not provided with a legal description of the portion being appraised.

o The site slopes downward from east to west, is at grade with Barrett Parkway but below the grade of Bells Ferry Road.

o It is predominately covered with the shopping center building or site improvements such as paved parking.

o Access is average with one curb cut along Bells Ferry Road for southbound traffic only but two curb cuts along the primary frontage, Barrett Parkway.

o     Exposure to both streets is considered average.

o The site is not in the flood plain based on our inspection of the flood plain maps with city planning personnel.

Improvement Description

      The improvements were built in 1995-1997 and consist of a single level, retail building that contains about 317,978 square feet. Construction is steel frame, masonry exterior with a flat roof. The structure appears to be in good condition for its age and we did not notice significant deferred maintenance.

      The following chart summarizes the owned GLA of this center.

================================================================================
                        GLA Breakdown-Town Center Prado
--------------------------------------------------------------------------------
             Tenant Type                               GLA(sf)         %

      Anchors
       Homeplace                                        53,000     16.7%
       Sport Shoe                                       15,000      4.7%
       Coomer's Crafts                                  14,500      4.6%
       Zainy Brainy                                     13,500      4.2%
       Publix                                           56,146     17.7%
       Stein Mart                                       36,538     11.5%
       Barnes & Noble                                   19,978      6.3%
      Outparcel Buildings
       Sportslife                                       40,000     12.6%
       Blockbuster/Atlanta Bread                        11,000      3.5%
      Shops                                             58,316     18.3%
                                                       -------
      Total                                            317,975    100.0%

================================================================================


                                      -24-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                            Property Description
================================================================================

Property Taxes & Assessments

      The subject property is currently assessed by Cobb County. The county applies its tax rate to the 40 percent assessment to derive the tax liability. Tax billings in this jurisdiction are based on a calendar basis. The subject's current tax appraisal of $19,635,617 equates to a 40 percent assessment of $7,854,247 which results in a CY 1997 tax estimate of about $264,100, if we assume a three percent higher tax rate in 1997 than in 1996. Our tax comparable research support the tax appraisal as appropriate.

Zoning

      The subject property is zoned GC (General Commercial) by Cobb County. After a review of subject improvements, the local zoning code ordinance, and discussions with the planning and zoning department, we believe that the subject property, as improved, is a conforming use. We know of no deed restrictions, private or public, that further limit the subject property's use. The research required to determine whether or not such restrictions exist, however, is beyond the scope of this appraisal assignment. Deed restrictions are a legal matter and only a title examination by an attorney or title company can usually uncover such restrictive covenants. Thus, we recommend a title search to determine if any such restrictions do exist.


================================================================================


                                      -25-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                            HIGHEST AND BEST USE
================================================================================

Highest and Best Use Analysis

      Highest and best use analysis evaluates existing land use for the subject property and seeks to determine if alternative uses would prove more profitable. The definition and analysis apply specifically to the land. The analysis further examines whether the land value at its highest and best use exceeds the total value of the property under its existing use or as improved. Highest and best use identifies the most profitable, competitive use to which the property can be put. Therefore, highest and best use is a market-driven concept.

Definition

      Highest and best use is defined as follows:

      The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability (Dictionary of Real Estate Appraisal, Third Edition, 1993).

      The definition indicates that there are two types of highest and best use analysis required; the site as though vacant, and the site as currently improved. In each case, the highest and best use must generally meet four criteria. The use must be (1) physically possible, (2) legally permissible, (3) financially feasible, and (4) maximally productive.

Highest and Best Use of Site As Though Vacant

      The subject site is zoned for shopping center development. Access is considered above average. It is a convenient shopping location for residents of the Town Center area. Surrounding land uses reflect a mix of retail and other uses. There is also ample residential backup. Considering the site's size, location, and accessibility, we are of the opinion that the property's highest and best use would be for a use that utilizes this location and relies upon the draw of customers. Given the zoning effect on the site, nearby land use patterns, and accessibility, we are of the opinion that the highest and best use of the subject site, as if vacant, is for retail development, such as a community-oriented shopping center.

Highest and Best Use of Property As Improved

      When a site contains improvements, the existing use will generally continue in-use until such time the land value exceeds the sum of the land and existing improvement value, and the cost to remove improvements for another use. The subject property has been in continuous operation as a shopping center for about two years. As such, the existing leases which are in-place dictate a retail use of the property. The subject improvements are considered to be in good condition and continue to provide a sufficient return to the land. The site's value, as if vacant, clearly does not exceed the value of the property as currently improved, so it is reasonable to conclude that the highest and best use of the property, as improved, is for continued use as a shopping center.

================================================================================


                                      -26-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               VALUATION PROCESS
================================================================================

      Appraisers typically use three approaches in valuing real property: The Cost Approach, the Sales Comparison Approach, and the Income Capitalization Approach. The type and age of the property and the quantity and quality of data effect the applicability in a specific appraisal situation.

Cost Approach

      The Cost Approach renders an estimate of value based upon the price of obtaining a site and constructing improvements, both with equal desirability and utility as the subject property. Historically, investors have not emphasized cost analysis in purchasing investment grade properties. The estimation of obsolescence for functional and economic conditions, as well as depreciation on improvements, makes this approach difficult at best. Furthermore, the Cost Approach fails to fully consider the value of anchor store commitments to shopping centers and the difficulty of site assemblage for such properties. All things considered, the Cost Approach will not be employed in this analysis due to the fact that the marketplace does not rigidly trade leased shopping centers on a cost/value basis.

Sales Comparison Approach

      The Sales Comparison Approach is based on an estimate of value derived from the comparison of similar type properties which have recently been sold. Through an analysis of these sales, efforts are made to discern the actions of buyers and sellers active in the marketplace, as well as establish relative unit values upon which to base comparisons with regard to the subject. This approach has applicability in the subject analysis but is difficult to utilize in a complex income-producing property because of the unique differences between properties and the markets in which they operate. Consequently, it is rather "broad brush". Furthermore, this approach has been used to help develop investment indices and parameters from which to judge the reasonableness of our principal approach, the Income Capitalization Approach.

Income Capitalization Approach

      By definition, the subject property is considered an income/investment property. Properties of this type are historically bought and sold on the ability to produce economic benefits, typically in the form of a yield to the purchaser on investment capital. Therefore, the analysis of income capabilities are particularly germane to this property since a prudent and knowledgeable investor would follow this procedure in analyzing its investment qualities. Therefore, the Income Capitalization Approach has been emphasized as our primary methodology for this valuation.

Reconciliation

      This valuation concludes with a final estimate of the subject's market value based upon the total analysis as presented herein.

================================================================================


                                      -27-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       SALES COMPARISON APPROACH
================================================================================

Methodology

      The Sales Comparison Approach provides an estimate of value by comparing recent sales of similar properties in the surrounding or competing area to the subject property. Inherent in this approach is the principle of substitution, which holds that "when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming that no costly delay is encountered in making the substitution."

      By analyzing sales that qualify as arms-length transactions between willing, knowledgeable buyers and sellers, we can identify market value and price trends. Comparability in physical, locational and economic characteristics is an important criterion when comparing the sales to the subject property. The basic steps involved in the application of this approach are as follows:

      1. Research recent, relevant property sales and current offerings throughout the competitive marketplace;

      2. Select and analyze properties considered most similar to the subject, giving consideration to the time of sale, any change in economic conditions which may have occurred since the date of sale, and other physical, functional, or locational factors;

      3. Reduce the sales price to a common unit of comparison, such as price per square foot of gross leasable area that is to be sold;

      4. Make appropriate adjustments between the comparable properties and the property appraised;

      5. Identify sales which include favorable financing and calculate the cash equivalent price; and

      6. Interpret the adjusted sales data and draw a logical value conclusion.

      The most widely-used, market-oriented unit of comparison for properties such as the subject is the sale price per square foot of gross leasable area
(GLA) purchased. We also considered the overall capitalization rates and the net operating incomes/sf that were extracted from an analysis of the sales. As such, we have utilized these market comparisons in our analysis. The Addenda contains a chart showing details of our national database of power/super-community center sales. The chart on the following page presents an overview of the improved property sales used in this analysis. Details of these transactions have been retained in our files.

================================================================================


                                      -28-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

====================================================================================================================================
                                                   Shopping Center Sales Summary
====================================================================================================================================
                                                 Gross     Site                         Cash                Overall
Sale                                     Sale   Leasable   Size     Year   Occupancy    Equiv                 Cap
No.          Name / Location             Date   Area(SF)  (Acres)   Built   at Sale   Sale Price   Price/SF   Rate    NOI/SF  EGIM
====================================================================================================================================
1   Carrollton Crossroads                01/97  303,805    36.00    1987     98.5%    $18,100,000   $59.58    10.08%   $6.01   N/A
    U.S. Highway 27 and U.S. Highway 166
    Carrollton, GA

2   Hamilton Village                     03/97  365,397    44.85    1991       96%    $18,378,750   $50.30    10.52%   $5.29   N/A
    2020 Gunbarrel Road
    Chattanooga, TN

3   Lawrenceville MarketCenter           11/96  499,829      N/A    1995      100%    $34,600,000  $123.56     9.50%  $11.74   N/A
    Ga. 316 & Ga. 120
    Lawrenceville, GA

4   Perimeter Village                    07/96  366,600    32.00    1995       93%    $50,000,000  $136.39     9.40%  $12.82   N/A
    West Side Of Ashford Dunwoody Road
    Atlanta, GA

5   The Village At University Place      08/96  334,500    37.50    1995      100%    $33,400,000   $99.85     9.85%   $9.84   N/A
    SWQ Of Interstate 85 and W.T. Harris
    Charlotte, NC

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       Sales Comparison Approach
================================================================================

Overview of Sales

      The negotiated sale price of comparable properties tends to set a range in which the value of the subject will usually fall. In total, five comparable sales have been analyzed for this analysis. These represent power/super-community center sales which have occurred throughout the southeast. The sales exhibit a broad range in unit prices of between $50.30 to $136.39 per square foot of GLA sold with overall capitalization rates ranging from a low of
9.40 percent to a high of 10.52 percent. These transactions occurred between July, 1996 and March, 1997.

      For the sales surveyed, the mean overall sale price is calculated to be $30,895,750. The mean gross leasable area sold is 374,026 square feet, with the mean overall price per square foot calculated at $93.94. Finally, the survey shows a mean NOI of $9.14 square foot, with a mean overall capitalization rate of 9.87 percent.

      As can be seen, the sales vary from property to property, based on various characteristics of each property. Some of the most notable differences between the comparable sales include market location, site coverage, anchor GLA as a component of GLA sold, anchor credit, and, more importantly, the net operating income achieved per square foot.

Analysis of Sales

      The major elements of comparison for an analysis of this type include the property rights conveyed, the financial terms incorporated into a particular transaction, the conditions or motivations surrounding the sale, changes in market conditions since the sale, the location of the real estate, its physical traits and the economic characteristics of the property.

o The first adjustment made to the market data takes into account differences between the subject property and the comparable property sales with regard to the legal interest transferred. Leased fee interest was transferred in all cases so no adjustment is necessary.

o Advantageous financing terms or peculiar conditions of sale are then adjusted to reflect a normal market transaction. All sales were on an all cash basis so no adjustment is necessary.

o Next, changes in market condition must be accounted, thereby creating a time adjusted normal unit of comparison. We find that the market has softened over the last year for power/super community centers and that investors are now assigning a higher degree of risk in their rate selection. This trend is evident in the overall capitalization rates of the sales previously presented. This impacts the unit prices that are paid.

o Lastly, adjustments for location, the physical traits, and the economic characteristics of the market data are made in order to generate the final adjusted unit rate which is appropriate for the subject property. Generally, we find that the subject has a superior location and economic characteristics to most of the comparables.

      Most income producing properties are purchased on gross expected income, rather than leasable area, making unit prices a somewhat subjective reflection of investment behavior. In our opinion, a buyer's criteria for the purchase of a retail property is predicated primarily on the


================================================================================


                                      -30-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       Sales Comparison Approach
================================================================================

property's income characteristics. Thus, we have identified a relationship between the net operating income and the sales price of the property.

      Typically, a higher net operating income per square foot corresponds to a higher sales price per square foot. This is true for the five sales we analyzed. Therefore, an adjustment for these economic differences incorporates factors such as location, tenant mix, rental levels, operating characteristics, and building quality.

      In order to quantify the appropriate adjustments to the indicated per square foot unit values, we compare the subject's first year projected net operating income per square foot to the pro-forma income of the individual sale properties. The table below adjusts each property's sale price per square foot on this basis. The derivation of the subject's projected first stabilized year NOI (FY 1998 - $10.37 per square foot) is presented in the Income Capitalization Approach section of this report. The adjustment factor is calculated by dividing the subject's project NOI per square foot by the comparable's NOI per square foot.

================================================================================
               Comparing Properties Based on NOI Per Square Foot
================================================================================
                     NOI/SF
                     Subject
                   ----------                 Unadjusted   Adjusted
          Sale No. Comparable         X        Price/SF    Price/SF

              1      $10.37                     $59.58      $102.80
                   ----------
                      $6.01

              2      $10.37                     $50.30       $98.60
                   ----------
                      $5.29

              3      $10.37                    $123.56      $109.14
                   ----------
                     $11.74

              4      $10.37                    $136.69      $110.57
                   ----------
                     $12.82

              5      $10.37                     $99.85      $105.23
                   ----------
                      $9.84
================================================================================

      After adjustments for these economic differences, the sales presented reflect a range from approximately $99 to $111 per square foot with a mean of approximately $105 per square foot on a stabilized basis.

      The sale price per square foot of gross leasable area, including land, implicitly contains both the physical and economic factors of the value of a shopping center. Such statistics, however, do not explicitly convey by themselves many of the details surrounding a specific

================================================================================


                                      -31-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       Sales Comparison Approach
================================================================================

income producing property like the subject. Nonetheless, the process we have undertaken here is an attempt to quantify the unit price based upon the subject's income producing potential.

      The subject is viewed as being a well located, well anchored center that is one of the stronger but not the dominant power/super-community centers in an trade area. It has above average demographics for the Atlanta area and a moderate to strong growth potential. Anchor alignment and tenant merchandising appear to be appropriate to the market. Overall, we would consider this property to be a good investment opportunity.

Conclusion

      Considering the characteristics of the subject relative to the above, we believe that a unit rate toward the middle of the range of $100 to $105 per square foot is appropriate for the subject property. Applying this unit rate range to 317,978 square feet results in a value of approximately $31,800,000 to $33,400,000 for the subject property, as of July 3 1997, the date of inspection.

                    Market Value - Sales Comparison Approach
                      Rounded to $31,800,000 to $33,400,000


================================================================================


                                      -32-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  INCOME CAPITALIZATION APPROACH
================================================================================

Introduction

      The Income Capitalization Approach is based upon the economic principle that the value of a property capable of producing income is the present worth of anticipated future net benefits. The net income projected is translated into a present value indication using the capitalization process. There are various methods of capitalization that are based on inherent assumptions concerning the quality, durability and pattern of the income projection. Where the pattern of income is irregular due to existing leases that will terminate at staggered, future dates, or to an absorption or stabilization requirement on a newer development, discounted cash flow analysis is the most accurate.

      Discounted Cash Flow Analysis (DCF) is a method of estimating the present worth of future cash flow expectancies by individually discounting each anticipated collection at an appropriate discount rate. The indicated market value by this approach is the accumulation of the present worth of future projected years' net income (before income taxes and depreciation) and the present worth of the reversion (the estimated property value at the end of the projection period). The estimated value of the reversion at the end of the projection period is based upon capitalization of the next year's projected net operating income. This is the more appropriate method to use in this assignment, given the step up in lease rates and the long term tenure of retail tenants.

      A second method of valuation, using the Income Capitalization Approach, is to directly capitalize a stabilized net income based on rates extracted from the market or built up through mortgage equity analysis. This is a valid method of estimating the market value of the property as of the achievement of stabilized operations.

Discounted Cash Flow Analysis

      The Discounted Cash Flow (DCF) produces an estimate of value through an economic analysis of the subject property in which the net income generated by the asset is converted into a capital sum at an appropriate rate. First, the revenues which a fully informed investor can expect the subject to produce over a specified time horizon are established through an analysis of the current rent roll, as well as the rental market for similar properties. Second, the projected expenses incurred in generating these gross revenues are deducted. Finally, the residual net income is discounted into a capital sum at an appropriate rate which is then indicative of the subject property's current value in the marketplace.

      In this Income Capitalization Approach to the valuation of the subject, we have utilized a 10-year holding period for an investment in the subject property, with the cash flow analysis commencing in August 1997. Although an asset such as the subject has a much longer useful life, investment analysis becomes more meaningful if limited to a time period considerably less than the real estate's economic life, but of sufficient length for an investor. A 10-year holding period for this investment is long enough to model the asset's performance and benefit from its lease-up, but short enough to reasonably estimate the expected income and expenses of the real estate. Although our cash flow analysis is presented on a fiscal year basis, it is noted that we may discuss income and expenses based upon a calendar year basis for comparison to historical and budgeted data.

================================================================================


                                      -33-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

      The revenues and expenses which an informed investor may expect to incur from the subject property will vary, over the holding period. Major investors active in the market for this type of real estate establish certain parameters in the computation of these cash flows and criteria for decision making which this valuation analysis must include if it is to be truly market-oriented. These current computational parameters are dependent upon market conditions in the area of the subject property as well as the market parameters for this type of real estate which we view as being national in scale.

      By forecasting the anticipated income stream and discounting future value at reversion into a current value, the capitalization process may be applied to derive a value that an investor would pay to receive that particular income stream. Typical investors price real estate on their expectations of the magnitude of these benefits and their judgment of the risks involved. Our valuation endeavors to reflect the most likely actions of typical buyers and sellers of property interest similar to the subject.

      An analytical real estate computer model that simulates the behavioral aspects of property and examines the results mathematically is employed for the discounted cash flow analysis. In this instance, it is the Pro-Ject Plus+ computer model. Since investors are the basis of the marketplace in which the subject property will be bought and sold, this type of analysis is particularly germane to the appraisal problem at hand. On a following page is a summary of the expected annual cash flows from the operation of the subject over the stated investment holding period.

      A general outline summary of the major steps involved may be listed as follows:

      1. Analysis of the income stream: establishment of an economic (market) rent for tenant space; projection of future revenues annually based upon existing and pending leases; probable renewals at market rentals; and expected vacancy experience;

      2. Estimation of a reasonable period of time to achieve stabilized occupancy of the existing property and make all necessary improvements for marketability;

      3. Analysis of projected escalation recovery income based upon an analysis of the property's history as well as the experiences of reasonably similar properties;

      4. Derivation of the most probable net operating income and pre-tax cash flow (net income less reserves, tenant improvements, leasing commissions and any extraordinary expenses to be generated by the property) by subtracting all property expenses from the effective gross income; and

      5. Estimation of a reversionary sale price based upon capitalization of the net operating income (before reserves, tenant improvements and leasing commissions or other capital items) at the end of the projection period.

================================================================================


                                      -34-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

Discounted Cash Flow

Potential Gross Revenues

      The total potential gross revenues generated by the subject property are composed of a number of distinct elements: minimum rent determined by lease agreement; additional overage rent based upon a percentage of retail sales; reimbursement of certain expenses incurred in the ownership and operation of the real estate; and other miscellaneous revenues. Minimum base rent represents a legal contract establishing a return to investors in the real estate, while the passing-on of certain expenses to tenants serves to maintain this return in an era of continually rising costs of operation. Additional rent based upon a percentage of retail sales experienced a property serves to preserve the purchasing power of the residual income to an equity investor over time. Finally, miscellaneous income adds an additional source of revenue in the complete operation of the subject property. At the subject it is minor and usually includes termination fees, extra tenant charges and deposit forfeitures.

      The rent roll and summary of recent leases is in the Addenda.

Operating Expenses

      Total expenses incurred in the production of income from the subject property are divided into two categories: reimbursable and non-reimbursable items. The major expenses which are reimbursable include real estate taxes, common area maintenance and insurance. Management fee is reimbursable by some but not all tenants. Reimbursement is usually based on pro rata share but there are exceptions. The reimbursable costs are usually factored upward by a 5 to 15 percent administrative fee prior to reimbursement. There are also exceptions to this rule of thumb. The structure at the subject property is typical of the reimbursable expense recovery structure found at most other southeastern centers that we have appraised.

      The non-reimbursable expenses associated with the subject property include certain general and administrative expenses, including non-recoverable maintenance and reserves for replacements, and management fee for some tenants.

      Non-operating expenses include alteration costs associated with bringing space up to occupancy standards, and leasing commissions.

      The various expenses incurred in the operation of the subject property have been estimated from information provided by a number of sources. We have reviewed the subject's operating history and budget provided by ownership. This information is provided in the Addenda. We have compared this information to published data which are available, as well as comparable expense information. The Addenda includes a summary of the operating results database for power centers that is compiled by Urban Land Institute. Finally, this information has been tempered by our experience with other comparable shopping centers in the marketplace as well as on a national basis.

================================================================================


                                      -35-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

Cash Flow Assumptions

      Our cash flows forecasted for the property are presented on a following page. The formulation of these cash flows incorporate the following general assumptions in our computer model:

================================================================================
            Summary of Critical Assumptions For Discounted Cash Flow
================================================================================
   Subject Property                                       Town Center Prado
================================================================================
   Square Footage Reconciliation
================================================================================
   Total Gross Leasable Area                                       317,978 SF
--------------------------------------------------------------------------------
       Anchor/Major Tenant GLA                                     248,662 SF
--------------------------------------------------------------------------------
       In-Line and Free-Standing Shop GLA                           69,316 SF
================================================================================
   Market Rent/Sales Conclusions
================================================================================
   Market Rent Estimates (1997)                       Average Rates Over Term
--------------------------------------------------------------------------------
       Tenants 1,500 SF or less                                     $18.50/SF
--------------------------------------------------------------------------------
       Tenants 1,501-3,000 SF                                       $17.50/SF
--------------------------------------------------------------------------------
       Tenants 3,001-5,000 SF                                       $16.50/SF
--------------------------------------------------------------------------------
       Tenants 5,001-10,000 SF                                      $15.50/SF
--------------------------------------------------------------------------------
   Free-Standing - High Exposure                                    $19.00/SF
--------------------------------------------------------------------------------
   Free-Standing - Average Exposure                                 $15.00/SF
--------------------------------------------------------------------------------
   Rental Basis                                                           NNN
--------------------------------------------------------------------------------
   Stabilized Market Rental Growth Rate              1.5% in 1997, 3.0%//Year
                                                                   thereafter
--------------------------------------------------------------------------------
   Credit Risk Loss (Non-Anchor Space)                                   1.5%
================================================================================
   Vacancy and Typical Lease Term
================================================================================
   Average Lease Term                               3, 5 and 10 Years (shops)
--------------------------------------------------------------------------------
   Rent Steps                                                            None
--------------------------------------------------------------------------------
   Renewal Probability                                                    80%
--------------------------------------------------------------------------------
   Weighted Average Downtime Between Leases                          2 Months
--------------------------------------------------------------------------------
   Stabilized Occupancy (Shop Space)                                   92-94%
--------------------------------------------------------------------------------
   Forecasted Date Of Stabilization                                       N/A
--------------------------------------------------------------------------------
   Absorption Period                                                      N/A
================================================================================
   Operating Expense Data
================================================================================
   Leasing Commissions
--------------------------------------------------------------------------------
       New Tenants                                                       4.0%
--------------------------------------------------------------------------------
       Renewal Tenants                                                   2.0%
--------------------------------------------------------------------------------
   Tenant Improvement Allowance
--------------------------------------------------------------------------------
       New Tenants                                                   $7.00/SF
--------------------------------------------------------------------------------
       Renewal Tenants                                               $1.00/SF
--------------------------------------------------------------------------------
   Stabilized Tax and Expense Growth Rate                           3.0%/Year
--------------------------------------------------------------------------------
   Management Fee (of EGI)                                               4.0%
--------------------------------------------------------------------------------
   Capital Reserves (PSF of Owned GLA)                        $.10/SF in 1997
================================================================================

================================================================================


                                      -36-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

Additional Assumptions

      1. Anchor stores (greater than 15,000 SF) will renew their leases for at least one, 10-year term at their then current contract rate over the term. The releasing cost will include no retrofit allowance but renewal tenant commissions.

      2. Tenants with insufficient sales histories are assumed to never reach breakpoint. 1997 sales are assumed at three percent higher than 1996 actual.

      3.    Future lease terms of shop tenants.

                  If current term is 3-4 years, assume 3 years
                  If current term is 5-9 years, assume 5 years
                  If current term is 10 or more years, assume 10 years

      4. Downtime between leases-shop space- 9 month. With a 80% renewal probability, this is equivalent to two months on all space.

      5. Market rent estimates are average over term so do not have periodic steps.

================================================================================


                                      -37-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

                                                    TOWN CENTER PRADO
                                                 PROJECT DESIGNATOR: TC97
                                                REVISION: 7/23/97 @ 13:38
                                                 ANNUAL CASH FLOW REPORT
                                              BEGINNING 8/1/97 FOR 12 YEARS
                                                     7/23/97 @ 13:35

                       FY1998       FY1999       FY2000       FY2001       FY2002       FY2003       FY2004       FY2005
INCOME
------
MINIMUM RENT:
ANCHORS              2,455,209    2,509,206    2,517,362    2,590,623    2,624,990    2,629,990    2,632,490    2,632,490
IN LINE SHOPS          840,631      933,201      967,356      913,139      971,456    1,040,825    1,091,231    1,069,587
FREE STANDING          162,746      188,450      188,450      191,783      193,500      197,412      209,593      209,593
                    ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
TOTAL MINIMUM RENT   3,458,586    3,630,857    3,673,168    3,695,545    3,789,946    3,868,227    3,933,314    3,911,670

RECOVERIES:
CAM/MGT. FEES          300,721      321,804      334,598      342,387      360,661      374,298      389,916      397,829
INSURANCE               42,929       45,257       46,916       47,582       49,396       51,228       53,305       54,592
REAL ESTATE TAXES      269,241      282,818      292,915      297,951      309,196      320,431      332,930      341,267
                    ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
TOTAL RECOVERIES       612,891      649,879      674,429      687,920      719,253      745,957      776,151      793,688

OVERAGE RENT                 0            0            0            0            0            0            0          526

SALES VOLUME (000)      24,001       25,164       26,687       27,695       28,524       29,837       30,732       31,169
                    ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
GROSS RENTAL
 INCOME              4,071,477    4,280,736    4,347,597    4,383,465    4,509,199    4,614,184    4,709,465    4,705,884
VACANCY ALLOWANCE      (55,634)     (61,397)     (63,214)     (61,374)     (64,533)     (67,952)     (71,065)     (70,307)  )
MISCELLANEOUS           20,000       20,000       20,000       20,000       20,000       20,000       20,000       20,000
                    ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
TOTAL INCOME         4,035,843    4,239,339    4,304,383    4,342,091    4,464,666    4,566,232    4,658,400    4,655,577

EXPENSES
--------
CAM EXPENSES           254,375      262,006      269,866      277,962      286,301      294,890      303,737      312,849
GENERAL & ADMIN          8,344        8,594        8,852        9,117        9,391        9,672        9,963       10,261
REAL ESTATE TAXES      270,859      278,984      287,354      295,974      304,854      313,999      323,419      333,122
INSURANCE               41,921       43,179       44,474       45,808       47,182       48,598       50,056       51,558
MANAGEMENT FEE         162,859      171,230      173,904      175,339      180,368      184,567      188,378      188,235
                    ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
TOTAL EXPENSES         738,358      763,993      784,450      804,200      828,096      851,726      875,553      896,025
                    ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
NET OPERATING
 INCOME              3,297,485    3,475,346    3,519,933    3,537,891    3,636,570    3,714,506    3,782,847    3,759,552

ALTERATIONS             63,253       18,905            0       64,979       40,297       45,020        7,355       22,574
COMMISSIONS             38,385        9,744            0       58,724       53,602       38,928        6,919       11,635
STRUCTURAL RESERVE      31,798       32,752       33,734       34,746       35,789       36,862       37,968       39,107
                    ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
CASH FLOW            3,164,049    3,413,945    3,486,199    3,379,442    3,506,882    3,593,696    3,730,605    3,686,236


                         FY2006       FY2007       FY2008       FYZ009
INCOME
------
MINIMUM RENT:
ANCHORS                2,701,956    2,744,668    2,727,160    2,744,668
IN LINE SHOPS          1,037,588    1,161,005    1,159,555    1,257,676
FREE STANDING            209,593      197,839      225,230      257,983
                      ----------   ----------   ----------   ----------
TOTAL MINIMUM RENT     3,949,137    4,103,512    4,111,945    4,260,327

RECOVERIES:
CAM/MGT. FEES            402,699      419,755      423,385      449,740
INSURANCE                 55,514       57,848       58,750       62,340
REAL ESTATE TAXES        347,706      361,481      366,254      386,424
                      ----------   ----------   ----------   ----------
TOTAL RECOVERIES         805,919      839,084      848,389      898,504

OVERAGE RENT                 628            0            0            0

SALES VOLUME (000)        32,344       33,582       34,109       35,578

GROSS RENTAL
 INCOME                4,755,684    4,942,596    4,960,334    5,158,831
VACANCY ALLOWANCE        (76,178)     (84,972)     (86,097)     (92,353)
MISCELLANEOUS             20,000       20,000       20,000       20,000
                      ----------   ----------   ----------   ----------
TOTAL INCOME           4,699,506    4,877,624    4,894,237    5,086,478

EXPENSES
--------
CAM EXPENSES             322,235      331,902      341,859      352,115
GENERAL & ADMIN           10,569       10,886       11,213       11,549
REAL ESTATE TAXES        343,115      353,409      364,011      374,932
INSURANCE                 53,104       54,697       56,338       58,028
MANAGEMENT FEE           190,227      197,704      198,413      206,353
                      ----------   ----------   ----------   ----------
TOTAL EXPENSES           919,250      948,598      971,834    1,002,977
                      ----------   ----------   ----------   ----------
NET OPERATING
 INCOME                3,780,256    3,929,026    3,922,403    4,083,501

ALTERATIONS               75,331       19,218       97,674       12,486
COMMISSIONS              157,464       16,011      143,750       10,383
STRUCTURAL RESERVE        40,281       41,489       42,734       44,016
                      ----------   ----------   ----------   ----------
CASH FLOW              3,507,180    3,852,308    3,638,245    4,016,616

================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

Net Income/Net Cash Flow

        Operating expenses are deducted from the estimated revenue to result in an annual net operating income. The total other expenses of the subject property, including alterations, commissions, capital expenditures, and reserves, are annually deducted from net operating income, thereby leaving a net cash flow to the investors in each year of the holding period before debt service. In the initial year of investment, the net operating income is forecasted to be equal to approximately $3,297,485 which is equivalent to 81.7 percent of effective gross income. Deducting other expenses including capital items results in a net cash flow before debt service of approximately $3,164,049.


================================================================================
                   First Year Estimates for Town Center Prado
================================================================================
 Income                                          $                  $/SF
       Base Rent                                 $ 3,458,586        $   12.60
       Percentage Rent                           $         0        $    0.00
       Expense Recoveries                        $   612,891        $    2.23
       Other Income                              $    20,000        $    0.07
                                                 -----------
Potential Gross Income                           $ 4,091,477        $   14.91
Allowance for Vacancy & Credit Loss              ($   55,634)       ($   0.20)
Effective Gross Income                           $ 4,035,843        $   14.71
                                                 ===========
 Less:  Recoverable Expenses
        Common Area Maintenance                  $   254,375
        Real Estate Taxes                        $   270,859
        Insurance                                $    41,921
                                                 ===========
 Total Recoverable                               $   567,155

 Less:  Non-Recoverable Expenses
        General & Administrative                 $     8,344
        Management                               $   162,859
                                                 ===========
 Total Non-Recoverable                           $   171,203

Total Operating Expenses                         $   738,358
NET OPERATING INCOME                             $ 3,297,485

Operating Expense Ratio                                 18.3%

================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

Investment Parameters

      After projecting the income and expense components of the subject property, investment parameters must be set in order to forecast property performance over the holding period. These parameters include the selection of capitalization rates (both initial and terminal) and application of an appropriate discount or yield rate, also referred to as the internal rate of return (IRR).

Selection of Capitalization Rates

      Overall Capitalization Rate

      The overall capitalization rate bears a direct relationship between net operating income generated by the real estate in the initial year of investment (or initial stabilized year) and the value of the asset in the marketplace. Overall rates are affected by the existing leasing schedule of the property, the strength or weakness of the local rental market, the property's position relative to competing properties, and the risk/return characteristics associated with competitive investments.

      Recent surveys of prominent investors point towards a trend of rising capitalization and discount rates for retail as a general industry segment. Aggressive expansion in certain markets coupled with locational deficiencies and absence of tenant quality have posed problems for some investors in their underwriting.

      In addition, the recent turmoil among many of the nation's largest retail chains has not gone unnoticed by investors. Furthermore, quest for market share has caused many retails to pursue aggressive expansion plans that may have negative long term implications. Equitable

================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

Real Estate Investment Management Inc. reports in their Emerging Trends in Real Estate - 1997 that, while power centers are considered one retail property type currently in a growth mode, most respondents feel that the oversupply of this type of retail will impact value gains for these property types to the extent they may lag regional malls in appreciation over a five and ten year time frame.

      The Cushman & Wakefield Autumn 1996 survey reveals that going-in cap rates for Class A [Neighborhood and Community] centers range between 8.50 and 10.50 percent, with a low average of 9.30 percent and high average of 9.80 percent, respectively; a spread of 50 basis points. Terminal, or going-out, rates are now
10.00 and 10.40 percent on average.

      For Class A Power Centers, going-in capitalization rates now range from
8.50 to 10.50 percent, with a low average of 9.40 percent and a high average of
9.50 percent. Terminal rates average 9.70 and 10.10 percent for the power center format, while discount rates run 10.50 to 12.00. The low IRR mean is 11.50 percent, with a high mean of 11.70 percent.

================================================================================
                 Cushman & Wakefield Valuation Advisory Services
          National Investor Survey - Power Retail Centers - Autumn 1996
================================================================================

Investment       Power Centers and Big Box            Neighborhood/Community
              ------------------------------------------------------------------
Parameters        Low              High              Low              High
================================================================================
OAR/Going-In  8.50 - 10.50%    9.00 - 10.50%     8.50 - 10.50%    9.00 - 10.50%
                 9.40%            9.50%             9.30%            9.80%
--------------------------------------------------------------------------------
OAR/Terminal  9.50 - 10.50%    9.50 - 10.50%     9.50 - 10.50%   10.00 - 11.00%
                 9.70%           10.10%            10.00%           10.40%
--------------------------------------------------------------------------------
IRR          10.50 - 15.00%   10.50 - 15.00%    10.00 - 15.00%   10.00 - 15.00%
                11.50%           11.70%            11.90%           12.10%
================================================================================

      The Second Quarter 1997 Peter F. Korpacz survey of the National Power Center Market finds that overall capitalization rates remained stable while terminal and discount rates rose 8 basis points over the last quarter. Current going-in rates present a range of 8.75 to 10.50 percent, with an average of 9.50 percent. However, the low end of the range increased by 25 basis points to 8.75 percent. Terminal rates suggest a slight spread over going-in rates, with a range of 9.00-11.50 percent and an average of 9.96 percent. The average IRR is shown to be 11.33 percent, with a range between 9.50-12.50 percent. Again the low end of the range increased but this time the spread is by 50 basis points.

================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

================================================================================
                          NATIONAL POWER CENTER MARKET
                               Second Quarter 1997
================================================================================
                                   CURRENT               LAST
     KEY INDICATORS                QUARTER              QUARTER        YEAR AGO
================================================================================
Free & Clear Equity IRR
================================================================================
RANGE                            9.50 - 12.50%        9.00 - 12.50%      N/A
AVERAGE                             11.33%               11.25%
--------------------------------------------------------------------------------
CHANGE (Basis Points)                 --                   +8            N/A
================================================================================
Free & Clear Going-In Cap Rate
================================================================================
RANGE                            8.75 - 10.50%        8.50 - 10.50%      N/A
AVERAGE                              9.58%                9.58%
--------------------------------------------------------------------------------
CHANGE (Basis Points)                 --                    0            N/A
================================================================================
Residual Cap Rate
================================================================================
RANGE                             9.00 - 11.50%       8.50 - 11.50%      N/A
AVERAGE                               9.96%               9.88%
--------------------------------------------------------------------------------
CHANGE (Basis Points)                 --                   +8            N/A
================================================================================
Source: Peter Korpacz Associates, Inc. Real Estate Investor Survey - Second Qtr. 1997
================================================================================

      The survey goes on to note that because of overbuilding in many markets, power centers are less enticing to institutional buyers than they were a short time age. Buyer criteria includes a tenant alignment of the dominant category retailers, good demographics with income and population growth projected at or above regional norms, and the "A+" location in that particular market. The most desirable center in a particular market is the dominant property which has created a true barrier to entry.

      Overall rates are a function of income growth in a particular income stream. Typically, long term leases which are written for anchor tenants tend to be flat with little or no upside. As such, cap rates tend to be higher in centers which have a higher percentage of big box space (upwards to 100 percent) and lower in centers where a higher percentage (20 to 25 percent) of the GLA is occupied by shorter term in-line stores.

      Most retail properties that are considered institutional grade are existing, seasoned centers with good inflation protection that offer stability in income and are strongly positioned to the extent that they are formidable barriers to new competition. Equally important are centers which offer good upside potential after face-lifting, renovations, or expansion.

      Investors have recognized that the retail landscape has been fundamentally altered by consumer lifestyles changes, industry consolidations and bankruptcies. Trends toward more casual dress at work and consumers growing pre-occupation with their leisure and home lives have created the need for refocused leasing efforts to bring those tenants to the center that help differentiate them from the competition. As such, entertainment, a loosely defined concept, is one of the most common directions new centers have taken with multiplexes, restaurants and other specialty tenants entering the merchandising mix.

================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

      A trend toward bringing in larger specialty and category tenants to the center is also in evidence. The risk from an owners standpoint is finding that mix which works the best. Nonetheless, the effect of these changes have been a rise in rates as investors find it necessary to adjust their risk premiums in their underwriting.

      In the Sales Comparison Approach, the chart of most comparable sales showed overall capitalization rates ranging from 9.40 percent to 10.52 percent for good quality power/super-community and power centers in the Southeast. The overall mean for the sales presented is 9.87 percent. From the surveys and comparable sales presented, we would be inclined to consider a going-in capitalization rate for the between 9.75 and 10.25 percent.

      Finally, we have considered the subject's position in the market and anchor tenancy. The subject is a well-located power center in an attractive growth market. It has a unique tenant alignment and well matched merchandising mix with several good credit tenants. The upside will be through the ultimate attainment of overage rent, something we have not forecasted due to lack of adequate sales history. We believe that an investor would likely recognize this real short term potential in the selection of a capitalization rate.

      In our selection of cap rates for the subject property, we have placed specific emphasis on the quality and durability of the forecasted income stream. On balance, we find that the subject can be classified as a good quality, well-located center in an area which has seen strong retail interest.

      Based upon the rate information derived from the comparable sales and investor surveys, we believe that a property with the characteristics of the subject would potentially trade at an overall rate between 9.75 and 10.25 percent.

      Terminal Capitalization Rate

      The residual cash flows annually generated by the subject property comprise only the first part of the return which an investor will receive. The second component of this investment return is the pre-tax cash proceeds from the resale of the property at the end of a projected investment holding period. Typically, investors will structure a provision in their analyses in the form of a rate differential over a going-in capitalization rate in projecting a future disposition price. The view is that the improvement is then older and the future is harder to visualize hence a slightly higher rate is warranted for added risks in forecasting. On average, the C&W rate survey shows a 30-60 basis point differential. The Korpacz survey shows a spread of 38 basis points.

      For the subject, however, we do not believe that it is necessary to add points to the terminal rate due to the fact that forecasted income growth is relatively flat and that the subject has the potential to be into percentage rent in future years. In addition, the long term nature of many of the leases makes the income stream almost as secure in 10 years as it is today.

      Therefore, a projected terminal capitalization rate of about 10 percent is indicated for the subject property. Thus, this range of rates is applied to the following year's net operating income before reserves, capital expenditures, leasing commissions and alterations as it would be the first received by a new purchaser of the subject property.

================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

Selection of Discount Rate

      The discounted cash flow analysis makes several assumptions which reflect typical investor requirements for yield on real property. These assumptions are difficult to directly extract from any given market sale or by comparison to other investment vehicles. Instead, investor surveys of major real estate investment funds and trends in bond yield rates are often cited to support such analysis.

      A yield or discount rate differs from an income rate, such as cash-on-cash (equity dividend rate), in that it takes into consideration all equity benefits, including the equity reversion at the time of resale and annual cash flow from the property. The internal rate of return is the single-yield rate that is used to discount all future equity benefits (cash flow and reversion) into the initial equity investment. Thus, a current estimate of the subject's present value may be derived by discounting the projected income stream and reversion year sale at the property's yield rate.

      Yield rates on long term real estate investments range widely between property types. As cited in Cushman & Wakefield's Autumn 1996 survey, investors in power retail centers are currently looking at broad rates of return between
10.50 and 15.00 percent. The indicated low and high means are 11.50 and 11.70 percent, respectively, for power centers. Peter F. Korpacz reports an average internal rate of return of 11.25 percent for national power center in their Fourth Quarter 1996 survey, with a range between 9.00-12.50 percent.

      The yield rate on a long term real estate investment can also be compared with yield rates offered by alternative financial investments since real estate must compete in the open market for capital. In developing an appropriate risk rate for the subject, consideration has been given to a number of different investment opportunities. The following is a list of rates offered by other types of securities.

================================================================================
       Market Rates and Bond Yie1ds(%)                     July 1O, 1997
--------------------------------------------------------------------------------
       Reserve Bank Discount Rate                               5.00%
--------------------------------------------------------------------------------
       Prime Rate (Monthly Average)                             8.50%
--------------------------------------------------------------------------------
       3-Month Treasury Bills                                   4.96%
--------------------------------------------------------------------------------
       U.S. 10-Year Notes                                       6.24%
--------------------------------------------------------------------------------
       U.S. 30-Year Bonds                                       6.56%
--------------------------------------------------------------------------------
       Telephone Bonds                                          7.63%
--------------------------------------------------------------------------------
       Municipal Bonds                                          5.56%
================================================================================
       Source: New York Times
================================================================================

      This compilation of yield rates from alternative investments reflects varying degrees of risk as perceived by the market. Therefore, a riskless level of investment might be seen in a three month treasury bill at 4.96 percent. A more risky investment, such as telephone bonds, would currently yield a much higher rate of 7.63 percent. The prime rate is currently 8.50

================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

percent, while the discount rate is 5.00 percent. Ten year treasury notes are currently yielding around 6.24 percent, while 30-year bonds are at 6.56 percent.

      Real estate investment typically requires a higher rate of return (yield) and is much influenced by the relative health of financial markets. A retail center investment tends to incorporate a blend of risk and credit based on the tenant mix, the anchors that are included (or excluded) in the transaction, and the assumptions of growth incorporated within the cash flow analysis. An appropriate discount rate selected for a retail center thus attempts to consider the underlying credit and security of the income stream, and includes an appropriate premium for liquidity issues relating to the asset.

      There has historically been a consistent relationship between the spread in rates of return for real estate and the "safe" rate available through long-term treasuries or high-grade corporate bonds. A wider gap between return requirements for real estate and alternative investments has been created in recent years due to illiquidity issues, the absence of third party financing, and the decline in property values.

      Investors have suggested that the retail investment market has become increasingly "tiered" over the past two years. The country's premier properties are considered to have the strongest trade areas, excellent anchor alignments, and significant barriers of entry to future competitive supply. It is our opinion that the subject would attract strong interest from institutional investors if offered for sale in the current marketplace.

      Finally, application of these rate parameters to the subject should entail some sensitivity to the rate at which leases will be expiring over the projection period. A forecasted lease expiration schedule for the subject is included in the Addenda and reference is made thereto.

      We would note that much of the risk factored into such an analysis is reflected in the assumptions employed within the cash flow model, including rent and sales growth, turnover, reserves for replacement, and vacancy provisions.

      Finally, we also recognize that a majority of base rental income will, on average, come from anchor major/tenants whose creditworthiness adds stability to the cash flow.

      We have briefly discussed the investment risks associated with the subject. On balance, it is our opinion that an investor in the subject property would require an internal rate of return between 11.25 and 11.50 percent for the center.

Present Value Analysis

      Analysis by the discounted cash flow method is examined over a holding period that allows the investment to mature, the investor to recognize a return commensurate with the risk taken, and a recapture of the original investment. Typical holding periods usually range from 10 to 20 years and are sufficient for the majority of institutional grade real estate such as the subject to meet the criteria noted above. In the instance of the subject, we have analyzed the cash flows anticipated over a 10-year period commencing on August 1,1997.

================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

      A sale or reversion is deemed to occur at the end of the 10th year (July 31, 2007), based upon capitalization of the following year's net operating income. This is based upon the premise that a purchaser in the 10th year is buying the following year's net income. Therefore, our analysis reflects this situation by capitalizing the first year of the next holding period.

      The present value is formulated by discounting the property cash flows at various yield rates. The yield rate utilized to discount the projected cash flow and eventual property reversion has been based on an analysis of anticipated yield rates of investors dealing in similar investments. The rates reflect acceptable expectations of yield to be achieved by investors currently in the marketplace shown in their current investment criteria and as extracted from comparable property sales.

================================================================================
                            Summary of Rates Selected
================================================================================
        Cash Flow Start Date                             8/1/97
        Discount Rate                              11.25-11.50%
        Going-In Capitalization Rate                      10.0%
        Terminal Capitalization Rate                      10.0%
        Reversionary Sales Costs                           3.0%
        Holding Period                                 10 years
================================================================================

      For a property such as the subject, it is our opinion that an investor would require an all cash discount rate of about 11.25 percent. The following chart summarizes the expected cash flows and value estimate via this method of analysis.

================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

================================================================================

                                Town Center Prado
                       Barrett Parkway @ Bells Ferry Road
                          Discounted Cash Flow Summary

================================================================================
                                           Discount     Present
                                Cash        Factor      Value of    Composition
       Year                     Flow        11.25%     Cash Flows     of Yield
================================================================================
       One                   $ 3,164,049   0.89888     $2,844,089       8.54%
       Two                   $ 3,413,945   0.80798     $2,758,395       8.28%
       Three                 $ 3,486,199   0.72627     $2,531,932       7.60%
       Four                  $ 3,379,442   0.65283     $2,206,200       6.62%
       Five                  $ 3,506,882   0.58681     $2,057,885       6.18%
       Six                   $ 3,593,696   0.52747     $1,895,576       5.69%
       Seven                 $ 3,730,605   0.47413     $1,768,802       5.31%
       Eight                 $ 3,686,236   0.42619     $1,571,025       4.72%
       Nine                  $ 3,507,180   0.38309     $1,343,563       4.03%
       Ten                   $ 3,852,308   0.34435     $1,326,541       3.98%

Present Value of Cash Flows                           $20,304,008      60.97%

Reversion:
                        Year Eleven NOI       Cap Rate      Value
                        ------------------------------   -----------
  Gross Reversion:         $3,922,403         10.00%   = $39,224,030
        Less: Reversion Year capital Expend.              ($284,158)
                                    Subtotal             $38,939,572
                                                         ===========
                         Cost of Sale:  3%               ($1,168,196)
          Net Reversion:                                 $37,771,676
               x Discount Factor                           0.34435

               Present Value of Reversion                $13,006,677   39.06%

               Combined Present Value                    $33,310,684

                                          Rounded        $33,300,000  100.00%

                                 Price per Square Foot     $104.72

      In view of the analysis presented here, it becomes our opinion that the discounted cash flow analysis indicates an Market Value of about $33,300,000 for the subject property as of July 3, 1997.

================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                  Income Capitalization Approach
================================================================================

Direct Capitalization

      To further support our value conclusion derived via the discounted cash flow, we have also utilized the direct capitalization method. In direct capitalization, an overall rate is applied to the net operating income of the subject property. In this case, we will again consider the indicated overall rates from the comparable sales in the Sales Comparison Approach, as well as those rates established in our Investor Survey. The following chart summarizes the capitalization rates indicated by the sales we selected as the most appropriate for the subject analysis.

================================================================================
                         Summary of Capitalization Rates
================================================================================
                        Sale                   Capitalization
                         No.                        Rate
================================================================================
                          1                        10.08%
                          2                        10.52%
                          3                         9.50%
                          4                         9.40%
                          5                         9.85%
                 Stabilized Capitalization Rate Selected 10.0%
================================================================================

      In view of our total analysis, we would anticipate that the subject property would trade at an overall rate of approximately 10.0 to 10.25 percent applied to first year income. Applying these rates to first year net operating income before alterations, and other expenses for the subject of $3,297,485 results in a value of approximately $32,200,000 to $33,000,000. From this range, we would be inclined to conclude at an Market Value of $33,000,000 via Direct Capitalization as of July 3,1997. This value is indicative of an overall rate of
10.0 percent.
================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                         RECONCILIATION AND FINAL VALUE ESTIMATE
================================================================================

      Reconciliation is the process of deriving a single point value estimate for the subject property from the indications provided by the approaches at hand. This process requires the weighing of each approach as they relate to the appraisal assignment and resolving the differences among the valuation procedures. In the end, a single estimate of market value is concluded based upon the appropriateness of each value indication. A summary of the value indications for the subject is set forth below.

================================================================================
                                  Value Summary
================================================================================
           Cost Approach                                                N/A
--------------------------------------------------------------------------------
           Sales Comparison Approach             $31,800,000 to $33,400,000
--------------------------------------------------------------------------------
           Income Capitalization Approach
             Discounted Cash Flow                               $33,300,000
             Direct Capitalization                              $33,000,000
================================================================================

      Two approaches to value have been utilized for this analysis. In general terms, the approaches included provide complimentary results, each technique supporting the other. The value indicators range from $31,800,000 to $33,300,000, resulting in a difference of only 4.7 percent.

Sales Comparison Approach

      The Sales Comparison Approach has arrived at a value for the subject property by analyzing historical arms-length transactions, reducing the gathered information to common units of comparison, adjusting the sale data for differences with the subject, and interpreting the results to yield a meaningful value conclusion. The basis of these conclusions was the cash-on-cash return based on net income and the adjusted price per square foot of gross leasable area sold.

      The process of comparing historical sales data to assess what purchasers have been paying for similar type properties can be weak in estimating future expectations. Although the unit sale price yields comparable conclusions, it is not the primary tool by which the investor market for a property like the subject operates. In addition, no two properties are alike with respect to quality of construction, location, market segmentation and income profile. As such, subjective judgment necessarily becomes a part of the comparative process.

      The usefulness of this approach is that it interprets specific investor parameters established in their analysis and ultimate purchase of a property. In light of the above, this methodology is best suited as support for the conclusions of the Income Capitalization Approach. It provides useful market extracted rates of return, such as overall rates, to simulate investor behavior in the Income Capitalization Approach.

================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                         Reconciliation and Final Value Estimate
================================================================================

Income Capitalization Approach

      Discounted Cash Flow Analysis

      The subject property is highly suited to analysis by the discounted cash flow method (DCF) as it will be bought and sold in investment circles. The focus on property value in relation to anticipated income is well founded since the basis for investment is profit in the form of return or yield on invested capital.

      The subject property, as an investment vehicle, is sensitive to all changes in the economic climate and the economic expectations of investors. The discounted cash flow analysis may easily reflect changes in the economic climate of investor expectations by adjusting the variables used to qualify the model. In the case of the subject property, the DCF can analyze existing leases, probabilities of future rollovers and turnovers, and reflect the expectations of overage rents. Essentially, the DCF can model many of the dynamics of a complex shopping center. Particular emphasis is placed on the results of the discounted cash flow analysis because of the applicability of this method in accounting for the specific characteristics of the property, as well as being the tool used by many purchasers.

      Capitalization

      Direct capitalization has its basis in capitalization theory and uses the premise that the relationship between income and sales price may be expressed as a rate or its reciprocal, a multiplier. This process selects rates derived from the marketplace, in much the same fashion as the "Sales Comparison Approach", and applies this to a projected net operating income to derive a sale price. The weakness here is the idea of using one year of cash flow as the basis for calculating a sale price. This is simplistic in its view of expectations and may sometimes be misleading. If the year chosen for the analysis of the sale price contains an income steam that is over or understated, this error is compounded by the capitalization process. Nonetheless, real estate of the subject's caliber is commonly purchased on a direct capitalization basis. Overall, this methodology has been given important consideration in our total analysis of the subject property upon stabilized operations.

Conclusions

      We have briefly discussed the applicability of each of the methods presented. Because of certain vulnerable characteristics in the Sales Comparison Approach, it has been used as supporting evidence and as a final check on the value conclusion indicated by the Income Capitalization Approach methodologies. The range in values exhibited by the Income Capitalization Approach is small. We have placed more emphasis on the value estimate via the Income Approach because it is less "broad brush" than the Sales Comparison Approach and is the method of analysis used most often by the market participants.

================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                         Reconciliation and Final Value Estimate
================================================================================

Market Value Estimate

      As a result of our analysis, we have formed an opinion that the Market Value of the Leased Fee Estate in the referenced property, subject to the assumptions, limiting conditions, certifications, and definitions, as of July 3,1997, the date of inspection, was:

                          THIRTY THREE MILLION DOLLARS
                                   $33,000,000

================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Appraisal" means the appraisal report and opinion of value stated therein; or the letter opinion of value, to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Appraisal.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Appraisal.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Appraisal.

This appraisal is made subject to the following assumptions and limiting conditions:

1. This is a Complete Appraisal in a Summary Report which is intended to comply with the reporting requirements set forth under Standards Rule 2-2(b) of the Uniform Standards of Professional Appraisal Practice for a Summary Appraisal Report. As such, it presents only summary discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning, and analyses is retained in the appraiser's file. The depth of discussion contained in this report is specific to the needs of the client and for the intended use stated below. The appraiser is not responsible for unauthorized use of this report.

2. No opinion is intended to be expressed and no responsibility is assumed for the legal description or for any matters which are legal in nature or require legal expertise or specialized knowledge beyond that of a real estate appraiser. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

3. The information contained in the Appraisal or upon which the Appraisal is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraiser nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits and factual matters.

4. The opinion of value is only as of the date stated in the Appraisal. Changes since that date in external and market factors or in the Property itself can significantly affect property value.

5. The Appraisal is to be used in whole and not in part. No part of the Appraisal shall be used in conjunction with any other appraisal. Publication of the Appraisal or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise stated in the letter of engagement, the Appraisal may not be used by any person other than the party to whom it is addressed or for purposes other than that for which it was prepared. No part of the Appraisal shall be conveyed to the public through advertising, or used in any sales or promotional material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             Assumptions and Limiting Conditions
================================================================================

6. The Appraisal assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state and local zoning and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Appraisal; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimate contained in the Appraisal is based.

7. Except as may be otherwise stated in the letter of engagement, the Appraiser shall not be required to give testimony in any court or administrative proceeding relating to the Property or the Appraisal.

8. The physical condition of the improvements considered by the Appraisal is based on visual inspection by the Appraiser or other person identified in the Appraisal. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components

9. The forecasted potential gross income referred to in the Appraisal may be based on lease summaries provided by the owner or third parties. The Appraiser has reviewed lease documents and assumes no responsibility for the authenticity or completeness of lease information provided by others. C&W recommends that legal advice be obtained regarding the interpretation of lease provisions and the contractual rights of parties.

10. The forecasts of income and expenses are not predictions of the future. Rather, they are the Appraiser's best estimates of current market thinking on future income and expenses. The Appraiser and C&W make no warranty or representation that these forecasts will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Appraisal, envisages for the future in terms of rental rates, expenses, supply and demand.

11. Unless otherwise stated in the Appraisal, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance of the improvements or may be located at or about the Property was not considered in arriving at the opinion of value. These materials (such as formaldehyde foam insulation, asbestos insulation and other potentially hazardous materials) may adversely affect the value of the Property. The Appraisers are not qualified to detect such substances. C&W recommends that an environmental expert be employed to determine the impact of these matters on the opinion of value.

12. Unless otherwise stated in the Appraisal, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in arriving at the opinion of value. Failure to comply with the requirements of the ADA may adversely affect the value of the property. C&W recommends that an expert in this field be employed.

================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                      CERTIFICATION OF APPRAISAL
================================================================================

      We certify that, to the best of our knowledge and belief:

I.    Luten L. Teate, MAI, inspected the property and prepared the report.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event. The appraisal assignment was not based on a requested minimum valuation, a specific valuation or the approval of a loan.

6. No one provided significant professional assistance to the persons signing this report.

7. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Luten L. Teate, MAI, has completed the requirements of the continuing education program of the Appraisal Institute.

       /s/ Luten L. Teate
       --------------------
       Luten L. Teate, MAI
       Associate Director
       Georgia No. CG001389
================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                         ADDENDA
================================================================================

                                Legal Description
                     Rent Roll and Summary of Recent Leases
                           National Database of Sales
                       Operating History and Budget Chart
               ULI Database of Operating Results for Power Centers
                        Lease Expiration Chart - Pro-Ject
                        Competitive Property Photographs
                             Local Sale Comparables
                            Appraiser Qualifications

================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               LEGAL DESCRIPTION
================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                       L E G A L   D E S C R I P T I O N
                                     TRACT 2

All that tract or parcel of land lying and being in Land Lot 571, Land Lot 582 and Land Lot 583 of the 16th District, 2nd Section of Cobb County, Georgia and being more particularly described as follows:

      BEGINNING at a 1 inch diameter crimp top iron pipe at the northwest corner of Land Lot 583, said pipe being the common corner to Land Lot 570, Land Lot 571, Land Lot 582 and Land Lot 583 and from the POINT OF BEGINNING thus established, run North 89 degrees 34 minutes 53 seconds East for a distance of
748.40 feet to an iron pin on the westerly right-of-way of Bells Ferry Road (80 foot right-of-way_;
      Thence, along the westerly right-of-way of Bells Ferry Road, run along a curve to the right having a radius of 15847.59 feet and an arc length of 407.68 feet, being subtended by a chord of South 02 degrees 42 minutes 27 seconds East for a distance of 407.67 feet to a point;
      Thence, continuing along the westerly right-of-way of Bells Ferry Road, run South 01 degrees 07 minutes 43 seconds East for a distance of 640.24 feet to a point;
      Thence, continuing along the westerly right-of-way of Bells Ferry Road, run South 00 degrees 51 minutes 50 seconds East for a distance of 31.88 feet to a point;
      Thence, leaving the westerly right-of-way of Bells Ferry Road, run North 89 degrees 59 minutes 06 seconds West for a distance of 440.33 feet to a point;
      Thence run South 03 degrees 15 minutes 27 seconds East for a distance of
184.27 feet to a point on the northerly right-of-way of Ernest Barrett Parkway (right-of-way width varies);
      Thence along the northerly right-of-way of Ernest Barrett Parkway, run along a curve to the right having a radius of 1446.50 feet and an arc length of
133.13 feet, being subtended by a chord of North 86 degrees 07 minutes 42 seconds West for a distance of 133.09 feet to a point;
      Thence continuing along the northerly right-of-way of Ernest Barrett Parkway, run North 83 degrees 29 minutes 34 seconds West for a distance of
211.75 feet to a point;
      Thence continuing along the northerly right-of-way of Ernest Barrett Parkway, run along a curve to the left having a radius of 1553.50 feet and an arc length of 359.65 feet, being subtended by a chord of South 89 degrees 52 minutes 27 seconds West for a distance of 358.85 feet to a point;
      Thence continuing along the northerly right-of-way of Ernest Barrett Parkway, run North 51 degrees 50 minutes 34 seconds West for a distance of 55.93 feet to a point;
      Thence continuing along the northerly right-of-way of Ernest Barrett Parkway, run South 80 degrees 31 minutes 37 seconds West for a distance of
100.16 feet to a point;
      Thence continuing along the northerly right-of-way of Ernest Barrett Parkway, run South 36 degrees 59 minutes 30 seconds West for a distance of 49.00 feet to a point;
      Thence continuing along the northerly right-of-way of Ernest Barrett Parkway, run North 09 degrees 27 minutes 49 seconds West for a distance of 27.22 feet to a point;
      Thence continuing along the northerly right-of-way of Ernest Barrett Parkway, run South 81 degrees 13 minutes 48 seconds West for a distance of
130.20 feet to a point;
      Thence continuing along the northerly right-of-way of Ernest Barrett Parkway, run South 81 degrees 38 minutes 06 seconds West for a distance of

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

34.11 feet to a point;
      Thence leaving the northerly right-of-way of Ernest Barrett Parkway, run North 01 degrees 07 minutes 07 seconds West for a distance of 1232.27 feet to a point on the line common to Land Lot 571 and Land Lot 582;
      Thence run North 01 degrees 07 minutes 07 seconds West for a distance of
250.00 feet to a point;
      Thence run North 89 degrees 00 minutes 27 seconds East for a distance of
711.89 feet to a point on the easterly line of Land Lot 571;
      Thence, along the easterly line of Land Lot 571, run South 01 degrees 42 minutes 41 seconds East for a distance of 250.00 feet to the POINT OF BEGINNING. Said tract or parcel contains 43.9793 acres.

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                          RENT ROLL AND SUMMARY OF RECENT LEASES
================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                          Town Center Prado-As of 7/97
                       Barrett Parkway @ Bells Ferry Road
                          Atlanta, Cobb County, Georgia

                               Rent Roll Analysis

                                                Lease Term                                                                   Average
                                         -------------------------                                                  Annual    Annual
                               Square       Lease         Lease      Term               Monthly      Annual Rent     Rent     Lease
Suite     Tenant                Feet     Commencement  Termination   (Yrs)   Months      Rent           Total       Per SF     Rate
====================================================================================================================================
102  New Homes America          3,300       Dec-95        Feb-98     5.25     27  @     $4,815.25      $57,783      $17.51    $18.12
                                            Mar-98        Feb-99              12  @     $4,961.00      $59,532      $18.04
                                            Mar-99        Feb-00              12  @     $5,109.50      $61,314      $18.58
                                            Mar-00        Feb-01              12  @     $5,260.75      $63,129      $19.13
104  Homeplace                 53,000       Feb-96        Oct-97    15.00     21  @    $43,283.33     $519,400       $9.80    $11.27
                                            Nov-97        Oct-00              36  @    $45,491.67     $545,900      $10.30
                                            Nov-00        Oct-05              60  @    $49,908.33     $598,900      $11.30
                                            Nov-05        Jan-11              63  @    $54,325.00     $651,900      $12.30
105  The Sport Shoe            15,000       Jan-96        Nov-97     9.92     23  @    $17,650.00     $211,800      $14.12    $14.93
                                            Dec-97        Nov-00              36  @    $18,275.00     $219,300      $14.62
                                            Dec-00        Nov-02              24  @    $18,900.00     $226,800      $15.12
                                            Dec-02        Nov-05              36  @    $19,525.00     $234,300      $15.62
108  Gateway Computers          6,500       Mar-97        Feb-02     5.00     60  @     $8,125.00      $97,500      $15.00    $15.00
110  Vacant                     3,848                                0.00      0  @         $0.00                    $0.00
114  Coomer's Crafts           14,500       May-97        Apr-99     5.00     24  @     $9,968.75     $119,625       $8.25     $8.70
                                            May-99        Apr-02              36  @    $10,875.00     $130,500       $9.00
115  Wendy's Bridal Shoppes     5,500       Apr-97        Mar-98     5.00     12  @     $4,812.50      $57,750      $10.50    $12.50
                                            Apr-98        Mar-99              12  @     $5,270.83      $63,250      $11.50


                                     7/23/97                                  1
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                          Town Center Prado-As of 7/97
                       Barrett Parkway @ Bells Ferry Road
                          Atlanta, Cobb County, Georgia

                               Rent Roll Analysis

                                                Lease Term                                                                   Average
                                         -------------------------                                                  Annual    Annual
                               Square       Lease         Lease      Term               Monthly      Annual Rent     Rent     Lease
Suite     Tenant                Feet     Commencement  Termination   (Yrs)   Months      Rent           Total       Per SF     Rate
====================================================================================================================================
                                            Apr-99        Mar-00              12  @     $5,729.17      $68,750      $12.50
                                            Apr-00        Mar-01              12  @     $6,187.50      $74,250      $13.50
                                            Apr-01        Mar-02              12  @     $6,645.83      $79,750      $14.50
116   Zany Brainy              13,500       Oct-95        Oct-97    10.33     25  @    $16,593.75     $199,125      $14.75    $15.40
                                            Nov-97        Oct-00              36  @    $17,156.25     $205,875      $15.25
                                            Nov-00        Jan-06              63  @    $17,718.75     $212,625      $15.75
119   Hallmark Showcase         6,800       Oct-95        Oct-98     3.00     36  @     $9,066.67     $108,800      $16.00    $16.00
122   Jenny Craig, Inc.         2,125       Feb-96        Feb-98     5.00     24  @     $2,656.25      $31,875      $15.00    $15.60
                                            Mar-98        Feb-01              36  @     $2,833.33      $34,000      $16.00
124   Publix                   56,146       Nov-95        Dec-15    20.08    241  @    $37,430.67     $449,168       $8.00     $8.00
126   Barnes & Noble           19,978       Sep-95        Sep-00    15.33     60  @    $20,810.42     $249,725      $12.50    $13.52
                                            Oct-00        Sep-05              60  @    $22,475.25     $269,703      $13.50
                                            Oct-05        Jan-11              64  @    $24,140.08     $289,681      $14.50
128   Mail Boxes, Inc.          1,320       Oct-95        Nov-98     5.17     38  @     $1,980.00      $23,760      $18.00    $18.32
                                            Dec-98        Nov-99              12  @     $2,039.42      $24,473      $18.54
                                            Dec-99        Nov-00              12  @     $2,100.58      $25,207      $19.10
130   Great Clips                 960       Nov-95        Nov-97     5.08     25  @     $1,440.00      $17,280      $18.00    $18.65
                                            Dec-97        Nov-98              12  @     $1,483.20      $17,798      $18.54


                                    7/23/97                                   2
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                          Town Center Prado-As of 7/97
                       Barrett Parkway @ Bells Ferry Road
                          Atlanta, Cobb County, Georgia

                               Rent Roll Analysis

                                                Lease Term                                                                   Average
                                         -------------------------                                                  Annual    Annual
                               Square       Lease         Lease      Term               Monthly      Annual Rent     Rent     Lease
Suite     Tenant                Feet     Commencement  Termination   (Yrs)   Months      Rent           Total       Per SF     Rate
====================================================================================================================================
                                            Dec-98        Nov-99              12 @      $1,528.00      $18,336      $19.10
                                            Dec-99        Nov-00              12 @      $1,573.58      $18,883      $19.67
132   Olsten Staffing           1,200       Apr-97        Mar-98     5.00     12 @      $1,800.00      $21,600      $18.00    $19.11
                                            Apr-98        Mar-99              12 @      $1,854.00      $22,248      $18.54
                                            Apr-99        Mar-00              12 @      $1,909.00      $22,908      $19.09
                                            Apr-00        Mar-01              12 @      $1,967.00      $23,604      $19.67
                                            Apr-01        Mar-02              12 @      $2,025.00      $24,300      $20.25
134   Discount Travel           1,320       Jan-96        Jan-98     5.00     24 @      $1,870.00      $22,440      $17.00    $17.93
                                            Feb-98        Jan-99              12 @      $1,980.00      $23,760      $18.00
                                            Feb-99        Jan-00              12 @      $2,039.00      $24,468      $18.54
                                            Feb-00        Jan-01              12 @      $2,101.00      $25,212      $19.10
136   Disc Go Round             1,300       Oct-95        Dec-97     3.17     26 @      $1,785.33      $21,424      $16.48    $16.63
                                            Jan-98        Dec-98              12 @      $1,838.42      $22,061      $16.97
138   BellSouth Mobility        1,500       Sep-95        Nov-97     5.17     26 @      $2,250.00      $27,000      $18.00    $18.78
                                            Dec-97        Nov-00              36 @      $2,418.75      $29,025      $19.35
140   AT&T                      2,000       Oct-97        Sep-02     5.00     60 @      $3,333.33      $40,000      $20.00    $20.00
142   Party City                9,975       Oct-95        Jan-01     5.33     64 @     $13,092.19     $157,106      $15.75    $15.75
145   TSI Soccer                3,170       Dec-95        Feb-98     5.17     26 @      $3,963.00      $47,556      $15.00    $15.66


                                    7/23/97                                   3
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                          Town Center Prado-As of 7/97
                       Barrett Parkway @ Bells Ferry Road
                          Atlanta, Cobb County, Georgia

                               Rent Roll Analysis

                                                Lease Term                                                                   Average
                                         -------------------------                                                  Annual    Annual
                               Square       Lease         Lease      Term               Monthly      Annual Rent     Rent     Lease
Suite     Tenant                Feet     Commencement  Termination   (Yrs)   Months      Rent          Total        Per SF     Rate
====================================================================================================================================
                                            Mar-98        Feb-01              36  @     $4,261.00      $51,132      $16.13
147   Vacant                    2,125                                0.00      0  @         $0.00                    $0.00
150   Vacant                    2,800                                0.00      0  @         $0.00                    $0.00
152   Hickory Hams              2,573       Oct-95        Nov-97     5.17     26  @     $3,645.08      $43,741      $17.00    $17.74
                                            Dec-97        Nov-00              36  @     $3,919.54      $47,034      $18.28
215   SportsLife               40,000       Mar-96        Mar-98    15.08     25  @    $41,000.00     $492,000      $12.30    $13.28
                                            Apr-98        Mar-01              36  @    $42,230.00     $506,760      $12.67
                                            Apr-01        Mar-06              60  @    $43,919.17     $527,030      $13.18
                                            Apr-06        Mar-11              60  @    $47,213.10     $566,557      $14.16
OPA   Blockbuster               7,000       Jul-97        Aug-97    10.00      2  @         $0.00           $0       $0.00    $18.94
                                            Sep-97        Jun-02              58  @    $10,704.17     $128,450      $18.35
                                            Jul-02        Jun-07              60  @    $11,754.17     $141,050      $20.15
OPB   Vacant (Atlanta Bread)    4,000       Oct-97        Dec-97     5.00      3  @     $3,333.33      $40,000      $10.00    $15.15
                                            Jan-98        Sep-00              33  @     $5,000.00      $60,000      $15.00
                                            Oct-00        Sep-02              24  @     $5,333.33      $64,000      $16.00
      Stein Mart               36,538       Aug-97        Sep-97     9.92      1  @         $0.00           $0       $0.00     $5.70
                                            Oct-97        Jul-07             118  @    $17,507.83     $210,094       $5.75


                                    7/23/97                                   4
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                          Town Center Prado-As of 7/97
                       Barrett Parkway @ Bells Ferry Road
                          Atlanta, Cobb County, Georgia

                               Rent Roll Analysis

                                                Lease Term                                                                   Average
                                         -------------------------                                                  Annual    Annual
                               Square       Lease         Lease      Term               Monthly      Annual Rent     Rent     Lease
Suite     Tenant                Feet     Commencement  Termination   (Yrs)   Months      Rent           Total       Per SF     Rate
====================================================================================================================================

  Occupied Area              305,205

  Vacant Area                 12,773
                             -------
  Total Area                 317,978


                                    7/23/97                                   5
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                          Town Center Prado-As of 7/97
                       Barrett Parkway @ Bells Ferry Road
                          Atlanta, Cobb County, Georgia

                           Rent Roll Analysis Summary


================================================================================
                        Total      Percent
================================================================================

Total Area


Gross Leasable Area   317,978  SF   100.00%  Number of Tenants                24

Occupied              305,205  SF    95.98%  Average Tenant Size          12,717
                      -------       ------
Vacant                 12,773  SF     4.02%  Average Minimum Rental Rate  $11.62

                                             (Weighted)

Anchor Space

Gross Leasable Area   248,662  SF   100.00%  Number of Tenants                 8

Occupied              248,662  SF   100.00%  Average Tenant Size          31,083
                      -------       ------
Vacant                      0  SF     0.00%  Average Minimum Rental Rate  $10.51

                                             (Weighted)

Small Shop Area

Gross Leasable Area    69,316  SF   100.00%  Number of Tenants                16

Occupied               56,543  SF    81.57%  Average Tenant Size           3,534
                      -------       ------
Vacant                 12,773  SF    18.43%  Average Minimum Rental Rate  $16.47

                                             (Weighted)
================================================================================


                                    7/16/97                                   1
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                          Town Center Prado-As of 7/97
                       Barrett Parkway @ Bells Ferry Road
                          Atlanta, Cobb County, Georgia

                          Recent Lease Analysis Summary

Previous 0 to 12 Months
Total Area                                                34,700   SF
Number of Tenants                                              5
Average Tenant Size                                        6,940   SF
Total Minimum Rent                                      $447,941
Average Minimum Rental Rate                               $12.91



Previous 13 to 24 Months
Total Area                                               231,967   SF
Number of Tenants                                             17
Average Tenant Size                                       13,645   SF
Total Minimum Rental Rate                             $2,849,685
Average Minimum Rental Rate                               $12.28



Previous 25 to 36 Months
Total Area                                                     0   SF
Number of Tenants                                              0
Average Tenant Size                                            0   SF
Total Minimum Rental Rate                                     $0
Average Minimum Rental Rate                               $ 0.00
================================================================================


                                    7/16/97                                   1
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                          Town Center Prado-As of 7/97
                       Barrett Parkway @ Bells Ferry Road
                          Atlanta, Cobb County, Georgia

                       Recent Lease Analysis for 24 Months

                                                Lease Term                                                                   Average
                                         -------------------------                                                  Annual    Annual
                               Square       Lease         Lease      Term               Monthly      Annual Rent     Rent     Lease
Suite     Tenant                Feet     Commencement  Termination   (Yrs)   Months       Rent         Total        Per SF     Rate
====================================================================================================================================
   Previous 0 to 12 Months
   -----------------------
OPA Blockbuster                 7,000       Jul-97        Aug-97    10.00      2  @         $0.00           $0       $0.00    $18.94
                                            Sep-97        Jun-02              58  @    $10,704.17     $128,450      $18.35
                                            Jul-02        Jun-07              60  @    $11,754.17     $141,050      $20.15
114 Coomer's Crafts            14,500       May-97        Apr-99     5.00     24  @    $ 9,968.75     $119,625       $8.25    $ 8.70
                                            May-99        Apr-02              36  @    $10,875.00     $130,500       $9.00
115 Wendy's Bridal Shoppes      5,500       Apr-97        Mar-98     5.00     12  @     $4,812.50      $57,750      $10.50    $12.50
                                            Apr-98        Mar-99              12  @     $5,270.83      $63,250      $11.50
                                            Apr-99        Mar-00              12  @     $5,729.17      $68,750      $12.50
                                            Apr-00        Mar-01              12  @     $6,187.50      $74,250      $13.50
                                            Apr-01        Mar-02              12  @     $6,645.83      $79,750      $14.50
132 Olsten Staffing             1,200       Apr-97        Mar-98     5.00     12  @     $1,800.00      $21,600      $18.00    $19.11
                                            Apr-98        Mar-99              12  @     $1,854.00      $22,248      $18.54
                                            Apr-99        Mar-00              12  @     $1,909.00      $22,908      $19.09
                                            Apr-00        Mar-01              12  @     $1,967.00      $23,604      $19.67
                                            Apr-01        Mar-02              12  @     $2,025.00      $24,300      $20.25
108 Gateway Computers           6,500       Mar-97        Feb-02     5.00     60  @     $8,125.00      $97,500      $15.00    $15.00


                                   7/16/97                                    1
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                          Town Center Prado-As of 7/97
                       Barrett Parkway @ Bells Ferry Road
                          Atlanta, Cobb County, Georgia

                       Recent Lease Analysis for 24 Months

                                                Lease Term                                                                   Average
                                         -------------------------                                                  Annual    Annual
                               Square       Lease         Lease      Term               Monthly      Annual Rent     Rent     Lease
Suite     Tenant                Feet     Commencement  Termination   (Yrs)   Months      Rent           Total       Per SF     Rate
====================================================================================================================================
        Previous 13 to 24 Months
        ------------------------
122   Jenny Craig, Inc.         2,125       Feb-96        Feb-98     5.00     24  @     $2,656.25      $31,875      $15.00    $15.60
                                            Mar-98        Feb-01              36  @     $2,833.33      $34,000      $16.00
215   SportsLife                40,000      Mar-96        Mar-98    15.08     25  @    $41,000.00     $492,000      $12.30    $13.28
                                            Apr-98        Mar-01              36  @    $42,230.00     $506,760      $12.67
                                            Apr-01        Mar-06              60  @    $43,919.17     $527,030      $13.18
                                            Apr-06        Mar-11              60  @    $47,213.10     $566,557      $14.16
104   Homeplace                 53,000      Feb-96        Oct-97    15.00     21  @    $43,283.33     $519,400       $9.80    $11.27
                                            Nov-97        Oct-00              36  @    $45,491.67     $545,900      $10.30
                                            Nov-00        Oct-05              60  @    $49,908.33     $598,900      $11.30
                                            Nov-05        Jan-11              63  @    $54,325.00     $651,900      $12.30
134   Discount Travel           1,320       Jan-96        Jan-98     5.00     24  @     $1,870.00      $22,440      $17.00    $17.93
                                            Feb-98        Jan-99              12  @     $1,980.00      $23,760      $18.00
                                            Feb-99        Jan-00              12  @     $2,039.00      $24,468      $18.54
                                            Feb-00        Jan-01              12  @     $2,101.00      $25,212      $19.10
105   The Sport Shoe            15,000      Jan-96        Nov-97     9.92     23  @    $17,650.00     $211,800      $14.12    $14.93
                                            Dec-97        Nov-00              36  @    $18,275.00     $219,300      $14.62
                                            Dec-00        Nov-02              24  @    $18,900.00     $226,800      $15.12


                                    7/16/97                                   2
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                          Town Center Prado-As of 7/97
                       Barrett Parkway @ Bells Ferry Road
                          Atlanta, Cobb County, Georgia

                       Recent Lease Analysis for 24 Months

                                                Lease Term                                                                   Average
                                         -------------------------                                                  Annual    Annual
                               Square       Lease         Lease      Term               Monthly      Annual Rent     Rent     Lease
Suite     Tenant                Feet     Commencement  Termination   (Yrs)   Months       Rent         Total        Per SF     Rate
====================================================================================================================================
                                            Dec-02        Nov-05              36  @    $19,525.00     $234,300      $15.62
102  New Homes America          3,300       Dec-95        Feb-98     5.25     27  @     $4,815.25      $57,783      $17.51    $18.12
                                            Mar-98        Feb-99              12  @     $4,961.00      $59,532      $18.04
                                            Mar-99        Feb-00              12  @     $5,109.50      $61,314      $18.58
                                            Mar-00        Feb-01              12  @     $5,260.75      $63,129      $19.13
145  TSI Soccer                 3,170       Dec-95        Feb-98     5.17     26  @     $3,963.00      $47,556      $15.00    $15.66
                                            Mar-98        Feb-01              36  @     $4,261.00      $51,132      $16.13
119  Hallmark Showcase          6,800       Oct-95        Oct-98     3.00     36  @     $9,066.67     $108,800      $16.00    $16.00
124  Publix                    56,146       Nov-95        Dec-15    20.08    241  @    $37,430.67     $449,168       $8.00     $8.00
130  Great Clips                  960       Nov-95        Nov-97     5.08     25  @     $1,440.00      $17,280      $18.00    $18.65
                                            Dec-97        Nov-98              12  @     $1,483.20      $17,798      $18.54
                                            Dec-98        Nov-99              12  @     $1,528.00      $18,336      $19.10
                                            Dec-99        Nov-00              12  @     $1,573.58      $18,883      $19.67
136  Disc Go Round              1,300       Oct-95        Dec-97     3.17     26  @     $1,785.33      $21,424      $16.48    $16.63
                                            Jan-98        Dec-98              12  @     $1,838.42      $22,061      $16.97
116  Zany Brainy               13,500       Oct-95        Oct-97    10.33     25  @    $16,593.75     $199,125      $14.75    $15.40
                                            Nov-97        Oct-00              36  @    $17,156.25     $205,875      $15.25
                                            Nov-00        Jan-06              63  @    $17,718.75     $212,625      $15.75



                                    7/16/97                                   3
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                          Town Center Prado-As of 7/97
                       Barrett Parkway @ Bells Ferry Road
                          Atlanta, Cobb County, Georgia

                       Recent Lease Analysis for 24 Months

                                                Lease Term                                                                   Average
                                         -------------------------                                                  Annual    Annual
                               Square       Lease         Lease      Term               Monthly      Annual Rent     Rent     Lease
Suite     Tenant                Feet     Commencement  Termination   (Yrs)   Months      Rent           Total       Per SF     Rate
====================================================================================================================================
126  Barnes & Noble            19,978       Sep-95        Sep-00    15.33     60  @    $20,810.42     $249,725      $12.50    $13.52

                                            Oct-00        Sep-05              60  @    $22,475.25     $269,703      $13.50
                                            Oct-05        Jan-11              64  @    $24,140.08     $289,681      $14.50
128  Mail Boxes, Inc.           1,320       Oct-95        Nov-98     5.17     38  @     $1,980.00      $23,760      $18.00    $18.32
                                            Dec-98        Nov-99              12  @     $2,039.42      $24,473      $18.54
                                            Dec-99        Nov-00              12  @     $2,100.58      $25,207      $19.10
142  Party City                 9,975       Oct-95        Jan-01     5.33     64  ~    $13,092.19     $157,106      $15.75    $15.75
152  Hickory Hams               2,573       Oct-95        Nov-97     5.17     26  @     $3,645.08      $43,741      $17.00    $17.74
                                            Dec-97        Nov-00              36  @     $3,919.54      $47,034      $18.28
138  BellSouth Mobility         1,500       Sep-95        Nov-97     5.17     26  @     $2,250.00      $27,000      $18.00    $18.78
                                            Dec-97        Nov-00              36  @     $2,418.75      $29,025      $19.35
               Total Area     266,667



                                     7/16/97                                  4
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------
                                   rcntbysize

================================================================================

              Summary of Leases Starting Within The Last Two Years
                                Town Center Prado
                                Arranged By Size

================================================================================

                                                                       Average
                                                                        Annual
                                           Square          Term         Lease
Suite            Tenant                     Feet           (Yrs)         Rate

================================================================================

                                       Shops less than 1,500 SF
130           Great Clips                     960          5.08         $18.65
132         Olsten Staffing                 1,200          5.00         $19.11
136          Disc Go Round                  1,300          3.17         $16.63
134         Discount Travel                 1,320          5.00         $17.93
128         Mail Boxes, Inc.                1,320          5.17         $18.32
138        BellSouth Mobility               1,500          5.17         $18.78

                                    Shops 1,501-3,000 SF
122         Jenny Craig, Inc.               2,125          5.00         $15.60
152          Hickory Hams                   2,573          5.17         $17.74
140             AT&T                        2,000          5.00         $20.00


                                    Shops 3,001-5,000 SF
145           TSI Soccer                    3,170          5.17         $15.66
102        New Homes America                3,300          5.25         $18.12


                                    Shops 5,001-10,000 SF
115      Wendy's Bridal Shoppes             5,500          5.00         $12.50
108       Gateway Computers                 6,500          5.00         $15.00
119       Hallmark Showcase                 6,800          3.00         $16.00
142           Party City                    9,975          5.33         $15.75

                         Free Standing Buildings on Outparcels
OPA               Blockbuster               7,000         10.00         $18.94
OPB               Atlanta Bread             4,000          5.00         $15.15
                                           ======
           Total                           60,543

================================================================================


                                     Page 1
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================

      Summary of Recovery Provisions & % Clause @ Town Center Prado Center
                               Town Center Prado

                                                CAM                           Insurance
                                     -------------------------------    -----------------------
                            GLA          Share          % Admin. Fee     Share     % Admin. Fee
===============================================================================================
5 Sportslife                40,000   Pro Rata(2), (3)       10.0%        None

400 Homeplace               53,000   Pro Rata(2), (3)       7.0%        Pro Rata       0.0%

    Stein Mart              36,538   Pro Rata(2)            15.0%       Pro Rata       15.0%

500 The Sport Shoe          15,000   Pro Rata(2)            10.0%       Pro Rata       0.0%

700 Coomer's Crafts         14,500   Pro Rata(2)            15.0%       Pro Rata       15.0%

800 Zany Brainy             13,500   Pro Rata(2)            15.0%       Pro Rata       15.0%

900 Hallmark Showcase       6,800    Pro Rata(2)            12.0%       Pro Rata       0.0%

1000 Publix                 56,146   Pro Rata(1), (3)       0.0%           (4)         0.0%

1100 Barnes & Noble         19,968   Pro Rata(2)            10.0%       Pro Rata       0.0%

1200 Disc Go Round          1,300    Pro Rata(1)            15.0%       Pro Rata       15.0%

1201 Mail Boxes, Etc.       1,320    Pro Rata(1)            15.0%       Pro Rata       15.0%

1250 Town Prado Cleaners    1,200    Pro Rata(1)            15.0%       Pro Rata       0.0%

1202 Great Clips            960      Pro Rata(2)            15.0%       Pro Rata       0.0%

1203 Bell South Mobility    1,500    Pro Rata(2)            15.0%       Pro Rata       15.0%

1204 Brueggers Bagles       2,000    Pro Rata(2)            15.0%       Pro Rate       0.0%

1300 Party City             9,975    Pro Reta(2)            15.0%       Pro Rata       0.0%

1400 TSI Soccer             3,170    Pro Rata(2)            15.0%       Pro Rata       15.0%

1501 Hickory Hams           2,573    Pro Rata(1)            15.0%       Pro Rata       15.0%

1500 New Homes America      3,300    Pro Rata(1)            15.0%       Pro Rata       15.0%

115 Wendy Bridal            5,500    Pro Rata(1)            15.0%       Pro Rata       15.0%

1210 Discount Travel        1,320    Pro Rata(2)            15.0%       Pro Rata       15.0%

108 Gateway Computes        6,500    Pro Rata(1)             0.0%       Pro Rata       0.0%

OPA Blockbuster             7,000    Pro Rata(1)             0.0%          (4)         0.0%

910 Jenny Craig             2,125    Pro Rata(2)            10.0%       Pro Rata       15.0%

132 Olsten Staffing         1,200    Pro Rata(1)            15.0%       Pro Rata       15.0%
                            -----
                            #####

                               Real Estate Taxes       Denominator
                           -----------------------   --------------   % Rent
                             Share    % Admin. Fee                    Clause
=============================================================================
5 Sportslife               Pro Rata         0.0%      GLA of Center     0.0%

400 Homeplace              Pro Rata         0.0%      GLA of Center     0.0%

    Stein Mart             Pro Rata         0.0%                        2.0%

500 The Sport Shoe         Pro Rata         0.0%      GLA of Center     2.0%

700 Coomer's Crafts        Pro Rata         0.0%      GLA of Center     0.0%

800 Zany Brainy            Pro Rata         0.0%      GLA of Center     0.0%

900 Hallmark Showcase      Pro Rata         0.0%      GLA of Center     5.0%

1000 Publix                Pro Rata         0.0%      GLA of Center     1.25%

1100 Barnes & Noble        Pro Rata         0.0%      GLA of Center     3.0%

1200 Dlsc Go Round         Pro Rata         15.0%    Occupied GLA/80%   5.0%

1201 Mail Boxes, Etc.      Pro Rata         15.0%    Occupied GLA/90%   0.0%

1250 Town Prado Cleaners   Pro Rata         0.0%      GLA of Center     5.0%

1202 Great Clips           Pro Rata         15.0%    Occupied GLA/80%   4.0%

1203 Bell South Mobility   Pro Rata         0.0%      GLA of Center     0.0%

1204 Brueggers Bagles      Pro Rata         0.0%     Occupied GLA/90%   0.0%

1300 Party Clty            Pro Rata         0.0%      GLA of Center     0.0%

1400 TSI Soccer            Pro Rata         15.0%    Occupied GLA/90%   0.0%

1501 Hickory Hams          Pro Rata         15.0%    Occupied GLA/80%   5.0%

1500 New Homes America     Pro Rata         15.0%    Occupied GLA/80%   0.0%

115 Wendy Bridal           Pro Rata         15.0%    Occupied GLA/80%   3.0%

1210 Discount Travel       Pro Rata         15.0%    Occupied GLA/80%   0.0%

108 Gateway Computes       Pro Rata         0.0%      GLA of Center     0.0%

OPA Blockbuster            Pro Rata         0.0%      GLA of Center     0.0%

910 Jenny Craig            Pro Rata         0.0%      GLA of Center     0.0%

132 Olsten Staffing        Pro Rata         0.0%      GLA of Center     0.0%

--------------------------------------------------------------------------------
1. CAM includes management fee, depreciation of equipment, and reserves for roof/parking lot repair.

2. CAM excludes management fee but includes depreciation and reserves.

3. Atypical CAM composition. CAM excludes one or more of the following: trash removal, fire protection services expenses, exterior electricity or pressure washing of building exterior.

4. Liability insurance only.
--------------------------------------------------------------------------------

================================================================================

                                                              CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                      NATIONAL DATABASE OF SALES
================================================================================

                                                              CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

===============================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
===============================================================================

                                                                                                                           Anchor
Sale                                   Sale        Yr Built/                Site Area      Site     GLA       Anchor       GLA as
No.          Name/Location             Date        Condition   Sale Price   (Sq. Ft.)    Coverage   Sold       GLA       % of Total
====================================================================================================================================
 1   Manhattan Village S.C.            Pending       1981      $76,200,000   1,643,083      23.0%   377,965    153,355        40.6%
     NEC/Sepulveda Blvd. & Marina       Jul-97       Good
     Los Angeles County,
     Manhattan Beach, California
------------------------------------------------------------------------------------------------------------------------------------
 2   International Drive Value Ctr.    Pending       1995      $20,877,000     984,456      18.9%   186,081    148,274        79.7%
     International Drive & Touch One    Jun-97     Excellent
     Orange County                     Agreement
     Orlando, Florida                   Mar-97
------------------------------------------------------------------------------------------------------------------------------------
 3   280 Metro Center                   Jun-97       N/A       $39,174,000           -          -   213,603     87,813        41.1%
     Metro Center                                    Good
     San Mateo County
     Colma, California
------------------------------------------------------------------------------------------------------------------------------------
 4   Smoketown Station                  May-97       1994      $46,500,000   2,350,062      20.0%   469,392    211,226        45.0%
     Prince William Pkwy & Worth                     Good
     Prince William County,
     Woodbridge, Virginia
------------------------------------------------------------------------------------------------------------------------------------
 5   Fremont Hub Shopping Ctr.          Apr-97      1962/94    $45,000,000   1,229,699      40.0%   492,263    274,461        55.8%
     Fremont Blvd. & Monty Ave.                      Good
     Alameda County,
     Fremont, California
------------------------------------------------------------------------------------------------------------------------------------
 6   LaJolla Village                    Mar-97      1979/94    $73,500,000           -          -   418,356          -            -
     LaJolla, California                             Good

------------------------------------------------------------------------------------------------------------------------------------
 7   Gateway Plaza Shopping Ctr.        Mar-97       1990      $22,000,000   1,817,759      18.5%   336,670    102,220        30.4%
     SEQ/ I-880 & Highway 37                         Good
     Solano County,
     Vallejo, California
------------------------------------------------------------------------------------------------------------------------------------
 8   Aboretum Crossing (Phs. I)         Pending      1996      $24,000,000     784,000      23.3%   183,000    154,000        84.2%
     U.S. Highway 183 &                 Jan-97     Excellent
     N. Mopac Blvd.
     Austin, Texas
------------------------------------------------------------------------------------------------------------------------------------
 9   Carrollton Crossroads              Jan-97       1987      $18,100,000           -          -   303,805    234,453        77.2%
     US Hwy. 27 & Hwy. 166                           Good
     Carrollton, Georgia
------------------------------------------------------------------------------------------------------------------------------------
10   Westminster Center                 Dec-96       1991      $51,750,000   1,829,520      20.0%   365,699          -            -
     Golden West Ave. & Westminster                  Good
     Orange County
     Westminster, California
------------------------------------------------------------------------------------------------------------------------------------
11   Jantzen Beach Supercenter          Dec-96      1972/96    $76,500,000   2,938,558      26.8%   788,826    663,404        84.1%
     N. Jantzen Dr & N. Center Ave                   Good
     Portland, Oregon

------------------------------------------------------------------------------------------------------------------------------------
12   Lawrenceville Market Center        Nov-96       1995      $34,600,000           -          -   499,129    459,209        92.0%
     Ga. 316 & GA. 120                             Excellent
     Lawrenceville, Georgia

------------------------------------------------------------------------------------------------------------------------------------
13   Centennial Plaza                   Nov-96       1992      $16,700,000     862,000      27.1%   234,000    199,000        85.0%
     N.W. 59 & May Avenue                            Good
     Oklahoma City, Oklahoma
------------------------------------------------------------------------------------------------------------------------------------
14   Prestonwood Village                Sep-96       1980      $14,660,000     701,752      27.1%   190,131    123,454        64.9%
     5305 Arapaho Road                               Good
     Dallas County,
     Dallas, Texas
------------------------------------------------------------------------------------------------------------------------------------

                                         Sale
Sale                                     Price/        NOI/
No.          Name/Location               Sq.Ft.        Sq.Ft.     OAR             Anchor Tenants
=====================================================================================================
 1   Manhattan Village S.C.              $201.61      $15.87     7.87%     Ralph's Sav-On,
     NEC/Sepulveda Blvd. & Marina                                          Mann Theaters,
     Los Angeles County,                                                   Macy's Mens
     Manhattan Beach, California
-----------------------------------------------------------------------------------------------------
 2   International Drive Value Ctr.      $112.19      $11.21     9.99%     Bed Bath & Beyond,
     International Drive & Touch One                                       Ross, Old Navy, T.J.
     Orange County                                                         Maxx, Books-A-Million,
     Orlando, Florida                                                      Shoe Carnival
-----------------------------------------------------------------------------------------------------
 3   280 Metro Center                    $183.40      $15.50     8.45%     Marshalls, Nordstrom
     Metro Center                                                          Rack, Kids R Us, Old
     San Mateo County                                                      Navy, Barnes & Noble
     Colma, California
-----------------------------------------------------------------------------------------------------
 4   Smoketown Station                   $99.06       $10.13    10.23%     Lowe's Home Center
     Prince William Pkwy & Worth                                           Shoppers Food Whse,
     Prince William County,                                                Best Buy
     Woodbridge, Virginia
-----------------------------------------------------------------------------------------------------
 5   Fremont Hub Shopping Ctr.           $91.41        $8.00     8.75%     Safeway, Ross, Longs
     Fremont Blvd. & Monty Ave.                                            Drug, Old Navy,
     Alameda County,                                                       OfficeMax,
     Fremont, California                                                   Tower Records
-----------------------------------------------------------------------------------------------------
 6   LaJolla Village                     $175.69      $15.81     9.00%     Smith's Food King,
     LaJolla, California                                                   AMC Theaters, Ross,
                                                                           Marshalls, Super Crown
-----------------------------------------------------------------------------------------------------
 7   Gateway Plaza Shopping Ctr.         $65.35        $6.02     9.21%     OfficeMax, Ross, PetCo,
     SEQ/ I-880 & Highway 37                                               Vacant HomeBase,
     Solano County,                                                        Service Mer'dise
     Vallejo, California                                                   (gr.lease)
-----------------------------------------------------------------------------------------------------
 8   Aboretum Crossing (Phs. I)          $131.15      $13.70    10.45%     Circuit City, Cost Plus,
     U.S. Highway 183 &                                                    Baby Superstore, Design
     N. Mopac Blvd.                                                        Shoe Whse, Just for
     Austin, Texas                                                         Feet, Mikasa
-----------------------------------------------------------------------------------------------------
 9   Carrollton Crossroads               $59.58        $6.43    10.80%     Wal-Mart, Goody's,
     US Hwy. 27 & Hwy. 166                                                 JCPenney, Kroger
     Carrollton, Georgia

-----------------------------------------------------------------------------------------------------
10   Westminster Center                  $141.51      $11.76     8.31%     Home Deport, Edwards
     Golden West Ave. & Westminster                                        Cinema, Lucky Super-
     Orange County                                                         market, Thrifty Drug
     Westminster, California
-----------------------------------------------------------------------------------------------------
11   Jantzen Beach Supercenter           $96.98        $8.87     9.15%     Kmart, HomeDepot, Toys
     N. Jantzen Dr & N. Center Ave                                         RUs, REI, Ross, Comp.
     Portland, Oregon                                                      City, Copelands, Linens,
                                                                           OldNavy, Barnes&Noble
-----------------------------------------------------------------------------------------------------
12   Lawrenceville Market Center         $69.32        $6.59     9.50%     Target*, Home Depot*,
     Ga. 316 & GA. 120                                                     AMC, Goody's, Linens N
     Lawrenceville, Georgia                                                Things, Marshalls, MJ
                                                                           Design, PetsMart
-----------------------------------------------------------------------------------------------------
13   Centennial Plaza                    $71.37        $7.49    10.50%     Home Depot, Best Buy,
     N.W. 59 & May Avenue                                                  Home Place
     Oklahoma City, Oklahoma

-----------------------------------------------------------------------------------------------------
14   Prestonwood Village                 $77.10        $9.27    12.02%     Best Buy, ToysRUs,
     5305 Arapaho Road                                                     KidsRUs, Drug
     Dallas County,                                                        Emporium
     Dallas, Texas
-----------------------------------------------------------------------------------------------------


Sale                                     Occupancy
No.          Name/Location                At Sale                     Comments
================================================================================================
 1   Manhattan Village S.C.                   93.3%
     NEC/Sepulveda Blvd. & Marina
     Los Angeles County,
     Manhattan Beach, California
-------------------------------------------------------------------------------------------------
 2   International Drive Value Ctr.          100.0%    New power-oriented center in tourist
     International Drive & Touch One                   area. Incl. $650,000 outpad site. Anchor
     Orange County                                     rents $10/sf; in-line $15/sf. IRR appx.
     Orlando, Florida                                  11.0%; term. cap 10.0%
-------------------------------------------------------------------------------------------------
 3   280 Metro Center                         99.0%    351,632sf ctr. known as the country's
     Metro Center                                      first "power" ctr. IRR appx. 10.76% w/
     San Mateo County                                  term.cap. of 9.5%. UACinema, vacant
     Colma, California                                 Home Depot, & NYFabric not incl.
-------------------------------------------------------------------------------------------------
 4   Smoketown Station                        95.0%    Ctr. abuts Potomac Mills Mall in retail
     Prince William Pkwy & Worth                       hub for county. Anchor rents $8.40/sf; in-
     Prince William County,                            line $14-$19/sf. Other majors incl.
     Woodbridge, Virginia                              KidsRUs, PetSmart, SuperCrown.
-------------------------------------------------------------------------------------------------
 5   Fremont Hub Shopping Ctr.                    -    661,140sf ctr. orginally constructed as
     Fremont Blvd. & Monty Ave.                        regional ctr. Converted b/w '92-'94.
     Alameda County,                                   Anchors not incl. in GLA sold are Mont-
     Fremont, California                               gomery Ward & Home Express
--------------------------------------------------------------------------------------------------
 6   LaJolla Village                              -    Solus to Prudential.
     LaJolla, California

-------------------------------------------------------------------------------------------------
 7   Gateway Plaza Shopping Ctr.              90.1%    Sale of ctr. w/ 3 future pad sites to
     SEQ/ I-880 & Highway 37                           accommodate 25,600sf addition. Anchors
     Solano County,                                    not incl. ToysRUs, Costco, SaveMart,
     Vallejo, California                               Longs, Cinedome, HomeDepot
-------------------------------------------------------------------------------------------------
 8   Aboretum Crossing (Phs. I)               98.0%    Presale of promotional center. Sale
     U.S. Highway 183 &                                expected to close by Jan. 31, 1997.
     N. Mopac Blvd.                                    REIT purchase based on direct cap.
     Austin, Texas
-------------------------------------------------------------------------------------------------
 9   Carrollton Crossroads                    98.5%    Location 32 miles west of downtown
     US Hwy. 27 & Hwy. 166                             Atlanta. Renovated in 1993. Within 10-
     Carrollton, Georgia                               mile radius - 20,162 households,
                                                       $41,800 avg. household income.
-------------------------------------------------------------------------------------------------
10   Westminster Center                       93.0%    Ctr. reportedly developed at cost of $45
     Golden West Ave. & Westminster                    million by IDM Corp. Avg. lease rate for in
     Orange County                                     line space $15-$27/sf.
     Westminster, California
-------------------------------------------------------------------------------------------------
11   Jantzen Beach Supercenter                97.0%    Redevelopment of a failed mall. Mont-
     N. Jantzen Dr & N. Center Ave                     gomery Ward & Kmart anchor enclosed
     Portland, Oregon                                  mall of 87,500 square feet. Montgomery
                                                       Ward on ground lease.
-------------------------------------------------------------------------------------------------
12   Lawrenceville Market Center             100.0%    Cash acquisition by Equitable Real
     Ga. 316 & GA. 120                                 Estate Investment Management
     Lawrenceville, Georgia                            * Ground Lease

-------------------------------------------------------------------------------------------------
13   Centennial Plaza                         93.0%    Buyer uses direct cap only for under-
     N.W. 59 & May Avenue                              writing. Terms included assumption of
     Oklahoma City, Oklahoma                           $11.8 million existing loan at 9.0%-9.25%
                                                       interest. REIT buyer.
-------------------------------------------------------------------------------------------------
14   Prestonwood Village                      97.0%    Ctr. purchased at high cap due to some
     5305 Arapaho Road                                 rents being above mkt., flat income
     Dallas County,                                    stream, & 13,770sf of 2nd story space.
     Dallas, Texas
-------------------------------------------------------------------------------------------------

                                                                          Page 1
                                                              CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================

POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.

============================================================================================================================
                                                                                                                   Anchor
Sale                                     Sale     Yr Built/               Site Area    Site     GLA      Anchor    GLA as
No.            Name/Location             Date     Condition   Sale Price   (Sq.Ft.)  Coverage   Sold      GLA    % of Total
============================================================================================================================
 15   The Village at University Place   Aug-96     1995-97   $33,400,000  1,633,500    20.5%   334,500  140,200    41.9%
      I-85 @ W. T. Harris Blvd.                   Excellent
      Charlotte, North Carolina
----------------------------------------------------------------------------------------------------------------------------
 16   Miller Square Plaza               Aug-96   1980/83/90  $12,240,000  1,040,648    15.1%   156,670   68,384    43.6%
      13898 SW 56th Street                        Fair-Good
      Dade County,
      Kendall, Miami, Florida
----------------------------------------------------------------------------------------------------------------------------
 17   Towneast Center & Plaza           Jul-96      1992     $12,700,000    653,000    32.2%   210,000  149,760    71.3%
      Mesquite,                                     Good
      Dallas County, Texas

----------------------------------------------------------------------------------------------------------------------------
 18   Preston Shepard Place             Jul-96      1995     $46,800,000  1,359,072    26.7%   363,256  265,837    73.2%
      SWC/Preston & Park Blvd.                    Excellent
      Colling County,
      Plano, Texas
----------------------------------------------------------------------------------------------------------------------------
 19   Casa Linda                        Jun-96     1950/86   $33,769,000  1,128,640    28.9%   326,116       --       --
      Garland Rd. & Buckner Blvd.                   Good
      Dallas County,
      Dallas, Texas
----------------------------------------------------------------------------------------------------------------------------
 20   Greenbriar Towne Center           May-96      1970     $58,500,000  1,290,683    26.8%   345,286  104,244    30.2%
      Lee Jackson Hwy. & Majestic Ln.               Good
      Fairfax County,
      Chantilly, Virginia
----------------------------------------------------------------------------------------------------------------------------
 21   White Turkey Plaza                Mar-96   1972/82/93  $14,375,000    737,906    20.0%   147,396  122,052    82.8%
      NEC/Federal & Candlewood Lake                 Good
      Fairfield County,
      Brookfield, Connecticut
----------------------------------------------------------------------------------------------------------------------------
 22   Kmart Center                      Feb-96     1994/95   $23,134,700  1,224,036    22.6%   276,500  140,221    50.7%
      10501 Pines Boulevard                      Good-Excl.
      Broward County,
      Pembroake Pines, Florida
----------------------------------------------------------------------------------------------------------------------------
 23   Villa Marina Marketplace          Jan-96     1976/91   $80,000,000  1,000,573    45.9%   459,703  218,929    47.6%
      Mexella & Lincoln Blvd.                       Good
      Marina Freeway
      Marina Del Rey, California
----------------------------------------------------------------------------------------------------------------------------
 24   Town Fair Shopping Center         Jan-96      1989     $15,950,000  9,439,450     2.5%   235,892       --    --
      1915 Hurstbourne Parkway                      Good
      Jefferson County
      Louisville, Kentucky
----------------------------------------------------------------------------------------------------------------------------
 25   Scottsdale Fiesta                 Dec-95     1995/96   $46,000,000         --    --      491,000  440,000    89.6%
      S/E/C Shea Blvd. &                          Excellent
      Pina Co. Road
      Scottsdale, Arizona
----------------------------------------------------------------------------------------------------------------------------
 26   Baybrook Square                   Dec-95      1983     $24,835,000  1,104,246    28.7%   317,197  190,318    60.0%
      ES/I-45 & at Bay Blvd.                        Good
      Houston
      Webster, Texas
----------------------------------------------------------------------------------------------------------------------------
 27   Perimeter Village                 Dec-95      1995     $50,000,000  1,393,920    24.9%   347,699  254,979    73.3%
      WS/Ashford Dunwoody,              Under     Excellent
      North of downtown Atlanta        Contract
      Atlanta, Georgia
----------------------------------------------------------------------------------------------------------------------------
 28   Corbins Corner                    Nov-95     1970/89   $29,500,000    867,846    21.5%   186,734   96,833    51.9%
      Route 71 & I-84                               Good
      Hartford County
      West Hartford, Connecticut
----------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
                                        Sale
Sale                                    Price/   NOI/                                     Occupancy
No.            Name/Location            Sq.Ft.   Sq.Ft.    OAR         Anchor Tenants      At Sale             Comments
====================================================================================================================================
 15   The Village at University Place  $ 99.85  $ 9.84    9.85%  Best Buy, Office Depot,   100.0%    Other anchors at center are
      I-85 @ W. T. Harris Blvd.                                  TJ Maxx, Rhodes                     Wal-Mart and Sam's Club. This
      Charlotte, North Carolina                                  Furniture                           is a pre-sale of new center
                                                                                                     developed by Hawn.
------------------------------------------------------------------------------------------------------------------------------------
 16   Miller Square Plaza              $ 78.13  $ 7.81   10.00%  Publix                     92.0%    Community center; block &
      13898 SW 56th Street                                       Eckerd Drug                         stucco. Fair-avg exposure.
      Dade County,                                               Theater (gr. lease)                 Anchor rents appx. $7-$9/sf;
      Kendall, Miami, Florida                                    J. Byrons (not owned)               in-line shops $12-$19/sf.
------------------------------------------------------------------------------------------------------------------------------------
 17   Towneast Center & Plaza          $ 60.48  $ 6.65   11.00%  Best Buy, Sears Home      100.0%    REIT buyer using direct cap
      Mesquite,                                                  Life, PetsMart, Home                only.
      Dallas County, Texas                                       Depot*                              * Home Depot is tenant owned.
------------------------------------------------------------------------------------------------------------------------------------
 18   Preston Shepard Place            $128.83  $12.11    9.40%  Marshalls, Steinmart,     100.0%    New ctr. in affluenct area.
      SWC/Preston & Park Blvd.                                   Office Depot, Baby                  Traffic counts > 37,000 &
      Colling County,                                            Superstore, MJ Des.,                45,000/day. Buyer used 10.5%
      Plano, Texas                                               Borders, HomePlace                  IRR & 9.25% terminal cap in
                                                                                                     analysis. Avg. rent =
                                                                                                     $15.73/sf.
------------------------------------------------------------------------------------------------------------------------------------
 19   Casa Linda                       $103.55  $ 9.84    9.50%  Albertsons, Blockbuster    84.0%    Older section of eastern
      Garland Rd. & Buckner Blvd.                                Music, Ambers Crafts                Dallas. Good condition at
      Dallas County,                                                                                 sale. Sale based on existing
      Dallas, Texas                                                                                  income.
------------------------------------------------------------------------------------------------------------------------------------
 20   Greenbriar Towne Center          $169.42  $14.94    8.82%  CVS, LinensNThings,        84.0%    Part of bulk property
      Lee Jackson Hwy. & Majestic Ln.                            Marshalls, Ross, Total              purchase; price allocated &
      Fairfax County,                                            Beverage, Giant Food                adjusted for assumption of
      Chantilly, Virginia                                                                            existing debt at above mkt.
                                                                                                     inter. rate. NOI proj. in '97
                                                                                                     results in 9.2% OAR.
------------------------------------------------------------------------------------------------------------------------------------
 21   White Turkey Plaza               $ 97.53  $ 9.00    9.22%  OfficeMax, The Wiz,        99.0%    Property does not have anchor
      NEC/Federal & Candlewood Lake                              Waldbaums, T.J.Maxx                 > 50,000 sf but has good
      Fairfield County,                                                                              juniors. In-line rents are
      Brookfield, Connecticut                                                                        $9-$18/sf; Wiz & OfficeMax
                                                                                                     $13.50/sf; TJMaxx and Wald.
                                                                                                     below market.
------------------------------------------------------------------------------------------------------------------------------------
 22   Kmart Center                     $ 83.67  $ 7.93    9.48%  Kmart                      97.0%    Community center; block &
      10501 Pines Boulevard                                      Food Lion                           tilt; good exposure. Rental
      Broward County,                                                                                rates range from $8-$20/sf.
      Pembroake Pines, Florida
------------------------------------------------------------------------------------------------------------------------------------
 23   Villa Marina Marketplace         $174.03  $18.43   10.59%  Vons, Sav-On,              92.0%    Project consists of 2
      Mexella & Lincoln Blvd.                                    UA Theatres, Sport                  properties; 2nd largest
      Marina Freeway                                             Chalet, Cineplex                    retail ctr. west of San Diego
      Marina Del Rey, California                                 Odeon, Gelson's                     Fwy b/w Ventura Fwy &
                                                                                                     Manhattan.
                                                                                                     Sales= $347/sf;
                                                                                                     rents=$12-45/sf.
------------------------------------------------------------------------------------------------------------------------------------
 24   Town Fair Shopping Center        $ 67.62  $ 6.49    9.60%  Wal-Mart                  100.0%    Good quality center in prime
      1915 Hurstbourne Parkway                                   Staples                             retail location. Rents
      Jefferson County                                           Michael's                           $12-$16/sf. Wal-Mart w/ sales
      Louisville, Kentucky                                       Fashion Bug                         @ $400/sf. Property in good
                                                                                                     condition at sale.
------------------------------------------------------------------------------------------------------------------------------------
 25   Scottsdale Fiesta                $ 93.69  $ 9.37   10.00%  HomeBase, Kmart,          100.0%    Separate take down of Home
      S/E/C Shea Blvd. &                                         OfficeMax, Smith's,                 Base as of 3/96. Total
      Pina Co. Road                                              Barnes&Noble, Comp                  transaction contracted 12/95.
      Scottsdale, Arizona                                        USA, Linens, PetSmart               New center in developing
                                                                                                     area.
------------------------------------------------------------------------------------------------------------------------------------
 26   Baybrook Square                  $ 78.30  $ 7.24    9.25%  Target                    100.0%    Price adj. to incl. $1.0M in
      ES/I-45 at Bay Blvd.                                       Service Merchandise                 renovations done prior to
      Houston                                                    Palais Royal                        sale. Buyer used IRR of
      Webster, Texas                                                                                 11.25-11.50%. Ctr. has good
                                                                                                     visibility and access.
------------------------------------------------------------------------------------------------------------------------------------
 27   Perimeter Village                $143.80  $16.54   11.50%  Wal-Mart                   93.0%    Concrete block, brick facade
      WS/Ashford Dunwoody,                                       Borders Books                       shopping center under
      North of downtown Atlanta                                  Rhodes Furniture                    construction. Under contract
      Atlanta, Georgia                                           Reading China                       as of Dec-95. Shop leases run
                                                                                                     from $18-30/sf; avg. $25/sf.
------------------------------------------------------------------------------------------------------------------------------------
 28   Corbins Corner                   $157.98  $14.98    9.48%  Filene's Basement          96.1%    Specialty retail center
      Route 71 & I-84                                            Toys R Us                           located across from Westfarms
      Hartford County                                            Kids R Us                           Mall at I-84. Strong trade
      West Hartford, Connecticut                                 Old Navy                            area. Renovated in 1989.
------------------------------------------------------------------------------------------------------------------------------------


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================

POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.

=========================================================================================================================
                                                                                                                Anchor
Sale                                   Sale    Yr Built/               Site Area    Site     GLA     Anchor     GLA as
 No.            Name/Location          Date    Condition  Sale Price    (Sq.Ft.)  Coverage   Sold     GLA     % of Total
=========================================================================================================================
 29   Center at Baybrook              Nov-95    1985/93   $25,675,000  1,742,535    24.5%   426,097  372,987     87.5%
      NEC/Medical Ctr. Blvd. & I-45              Good
      Houston
      Webster, Texas
-------------------------------------------------------------------------------------------------------------------------
 30   Market Square S.C.              Sep-95     1990     $14,000,000    923,472    20.3%   187,168  114,086     61.0%
      SEC/Route 53 & Briarcliff Rd.              Good
      DuPage County
      Bolingbrook, Illinois
-------------------------------------------------------------------------------------------------------------------------
 31   Southlake Pavillion, Ph. II     Jul-95     1995     $ 9,655,000    435,600    22.7%    98,954   75,454     76.3%
      NWC/Mt. Zion Blvd. & Zion       Under    Excellent
      Clayton County                 Contract
      Atlanta, Georgia
-------------------------------------------------------------------------------------------------------------------------
 32   Port Plaza S.C.                 May-95    1980/89   $19,000,000    583,704    30.7%   179,000   70,566     39.4%
      Route 112 & Bicycle Path                  Average
      Suffolk County
      Port Jefferson, New York
-------------------------------------------------------------------------------------------------------------------------
 33   Howell Mill Square              May-95    1980/87   $ 9,200,000    435,600    22.7%    98,704   58,078     58.8%
      1715 Howell Mill Road                    Very Good
      Fulton County
      Atlanta, Georgia
-------------------------------------------------------------------------------------------------------------------------
 34   Cobb Place                      Apr-95     1987     $21,035,000  1,013,206    23.5%   237,791  133,161     56.0%
      800 Ernest Barrett Pkwy.                   Good
      Cobb County
      Kennesaw, Georgia
-------------------------------------------------------------------------------------------------------------------------
 35   Woodland Commons S.C.           Apr-95     1991     $21,000,000  1,184,334    14.4%   170,406   88,807     52.1%
      NEC/Route 22 & Buffalo Gr.               Very Good
      Lake County
      Buffalo Grove, Illinois
-------------------------------------------------------------------------------------------------------------------------
 36   McCarthy Ranch                  Mar-95    1994/95   $30,100,000  1,176,120    22.5%   264,112  214,134     81.1%
      Santa Clara County                       Excellent
      Milpitas, California

-------------------------------------------------------------------------------------------------------------------------
 37   Builders Square Center          Mar-95     1994     $12,300,000    875,164    18.4%   160,965  135,216     84.0%
      Route 59 & Meridian Pkwy                   Good
      DuPage County
      Aurora, Illinois
-------------------------------------------------------------------------------------------------------------------------
 38   Sand Dollar Center              Feb-95     1990     $14,400,000    478,768    24.4%   117,025   97,735     83.5%
      800-850 Playa Avenue                       Good
      Monterey County
      Sand City, California
-------------------------------------------------------------------------------------------------------------------------
 39   Venture Pointe, Ph. III         Feb-95     1995     $ 9,100,000    415,998    22.1%    92,000   92,000    100.0%
      SS/Steve Reynolds Blvd.                  Excellent
      Gwinnett County
      Atlanta, Georgia
-------------------------------------------------------------------------------------------------------------------------
 40   Orchard Park S.C.               Jan-95     1982     $ 7,425,000    457,380    17.1%    78,390   41,345     52.7%
      2090 Dunwoody Club Dr.                     Good
      DeKalb County
      Georgia
-------------------------------------------------------------------------------------------------------------------------
 41   Danbury Square                  Jan-95     1989     $19,250,000    840,708    22.9%   192,621   78,700     40.9%
      Kenosia Ave. & I-84                        Good
      Fairfield County
      Danbury, Connecticut
-------------------------------------------------------------------------------------------------------------------------
 42   Mansell Crossing                Dec-94     1994     $34,400,000  1,481,040    21.6%   319,499  202,229     63.3%
      NWC/Georgia 400 & Mansell                Excellent
      Fulton County
      Atlanta, Georgia
-------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
                                      Sale
Sale                                  Price/   NOI/                                  Occupancy
 No.            Name/Location         Sq.Ft.  Sq.Ft.   OAR         Anchor Tenants     At Sale                 Comments
====================================================================================================================================
 29   Center at Baybrook             $ 60.26  $ 6.03  10.00%  Builder's Sq., Bed       99.0%    Former mall renovated/converted in
      NEC/Medical Ctr. Blvd. & I-45                           Bath Beyond,                      1993. Good location, exposure.
      Houston                                                 Oshmans, SteinMart                Anchors generate over 90% of minimum
      Webster, Texas                                          Best Buy, Sears                   rent. Avg in-line rent = $12.03/sf.
------------------------------------------------------------------------------------------------------------------------------------
 30   Market Square S.C.             $ 74.80  $ 7.75  10.36%  Wal-Mart                 96.0%    Wal-Mart has option to expand
      SEC/Route 53 & Briarcliff Rd.                                                             30,000. Located in growing retail
      DuPage County                                                                             area. Other tenants incl. Aldi Food
      Bolingbrook, Illinois                                                                     Store, Bedding Experts, & fast food
                                                                                                restaurants.
------------------------------------------------------------------------------------------------------------------------------------
 31   Southlake Pavillion, Ph. II    $ 97.57  $ 9.18   9.41%  Michael's               100.0%    New community center located next to
      NWC/Mt. Zion Blvd. & Zion                               Old Navy                          freestanding Target, Home Depot, &
      Clayton County                                          Baby Superstore                   Southlake Ph. I Buyer used 5%
      Atlanta, Georgia                                                                          vac-ancy factor & $.10/sf reserve.
------------------------------------------------------------------------------------------------------------------------------------
 32   Port Plaza S.C.                $106.15  $10.72  10.10%  FoodTown                 99.0%    Average quality community center.
      Route 112 & Bicycle Path                                CVS Drugstore                     Other tenants include Kay Bee Toy,
      Suffolk County                                                                            Dress Barn, Sam Goody, NYNEX.
      Port Jefferson, New York
------------------------------------------------------------------------------------------------------------------------------------
 33   Howell Mill Square             $ 93.21  $ 9.09   9.75%  Kroger                  100.0%    Good quality brick & masonry ctr.
      1715 Howell Mill Road                                                                     located in densely populated trade
      Fulton County                                                                             area. Korger provides strong daily
      Atlanta, Georgia                                                                          draw; ctr. has poor visibility.
------------------------------------------------------------------------------------------------------------------------------------
 34   Cobb Place                     $ 88.46  $ 9.56  10.81%  Service M'dise           96.0%    Good quality center with limited
      800 Ernest Barrett Pkwy.                                Upton's                           exposure & narrow configuration.
      Cobb County                                             AMC Theatres                      Ctr. has high amount of in-line
      Kennesaw, Georgia                                                                         space & lacks drawing power of 4th
                                                                                                anchor store.
------------------------------------------------------------------------------------------------------------------------------------
 35   Woodland Commons S.C.          $123.24  $11.53   9.36%  Dominick's               98.0%    Property includes three outlots, one
      NEC/Route 22 & Buffalo Gr.                              Sears Hardware                    of which was zoned industrial (5.03
      Lake County                                                                               ac.). Also includes income from
      Buffalo Grove, Illinois                                                                   ground leases.
------------------------------------------------------------------------------------------------------------------------------------
 36   McCarthy Ranch                 $113.97  $10.60   9.30%  Service M'dise          100.0%    Pre-sale of power ctr with good
      Santa Clara County                                      SportsMart, Borders,              access & freeway exposure. Wal-Mart
      Milpitas, California                                    OfficeMax, PetsMart,              not included in sale. Buyer used
                                                              Computer City, Ross               11.2% IRR. Anchor rents
                                                                                                $9.70-18.70/sf.
------------------------------------------------------------------------------------------------------------------------------------
 37   Builders Square Center         $ 76.41  $ 7.63   9.99%  Builders Square         100.0%    Concrete block, decorative face
      Route 59 & Meridian Pkwy                                PetsMart                          brick center; above average quality.
      DuPage County                                                                             Located on the fringe of Meridian
      Aurora, Illinois                                                                          Business Campus.
------------------------------------------------------------------------------------------------------------------------------------
 38   Sand Dollar Center             $123.05  $12.06   9.80%  Office Depot             96.7%    Good quality power ctr along Hwy 1.
      800-850 Playa Avenue                                    Marshalls                         Costco owns their own land/bldg.
      Monterey County                                         Orchard Supply                    Anchor rents $8.00-10.77/sf; shop
      Sand City, California                                   Costco**                          rents avg $16.56/sf.
------------------------------------------------------------------------------------------------------------------------------------
 39   Venture Pointe, Ph. III        $ 98.91  $ 9.25   9.35%  Circuit City            100.0%    Two anchor tenants in power center.
      SS/Steve Reynolds Blvd.                                 Media Play                        Both tenants on long-term leases
      Gwinnett County                                                                           with appx. 20 yrs remaining. Located
      Atlanta, Georgia                                                                          near Gwinnett Mall in Northcross
                                                                                                area.
------------------------------------------------------------------------------------------------------------------------------------
 40   Orchard Park S.C.              $ 94.72  $ 9.06   9.56%  Kroger                   80.0%    Average-good quality community
      2090 Dunwoody Club Dr.                                                                    center. Sale based on actual income
      DeKalb County                                                                             & expenses, excl. reserves. Seller
      Georgia                                                                                   acquired through foreclosure.
------------------------------------------------------------------------------------------------------------------------------------
 41   Danbury Square                 $ 99.94  $ 9.52   9.53%  Loehmann's               90.0%    Good quality community shopping
      Kenosia Ave. & I-84                                     Toys R Us                         center located adjacent to Danbury
      Fairfield County                                        Kids R Us                         Fair regional mall.
      Danbury, Connecticut
------------------------------------------------------------------------------------------------------------------------------------
 42   Mansell Crossing               $107.67  $ 9.80   9.10%  AMC Theatres,            99.0%    One-story, concrete blk & brick
      NWC/Georgia 400 & Mansell                               Uptons, TJMaxx,                   center located appx 0.8 miles south
      Fulton County                                           OfficeMax,                        of North Point Mall. Avg shop
      Atlanta, Georgia                                        Sports Authority                  rent=$15.23/sf. Ctr also has Toys R
                                                                                                Us, Michaels.
------------------------------------------------------------------------------------------------------------------------------------


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================

POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.

=====================================================================================================================
                                                                                                            Anchor
Sale                                Sale   Yr Built/               Site Area    Site     GLA      Anchor    GLA as
No.             Name/Location       Date   Condition   Sale Price   (Sq.Ft.)  Coverage   Sold      GLA    % of Total
=====================================================================================================================
 43   Stewart Plaza                Dec-94     1990    $22,000,000    561,924    39.6%   222,500  146,504     65.8%
      650 Stewart Avenue                      Good
      Nassau County
      Garden City, New York
---------------------------------------------------------------------------------------------------------------------
 44   Freeway Junction South       Nov-94   1989/93   $ 6,500,000    866,844    18.8%   162,778  134,659     82.7%
      Highway 138 & I-675                     Good
      Clayton County
      Atlanta, Georgia
---------------------------------------------------------------------------------------------------------------------
 45   Sheridan Plaza               Sep-94   1975/91   $57,350,000  2,178,000    21.8%   475,600  262,236     55.1%
      NW 56th & Sheridan St.                  Good
      Broward County
      Hollywood, Florida
---------------------------------------------------------------------------------------------------------------------
 46   Orland Town Center           Sep-94     1994    $12,000,000    871,200    15.4%   134,000   55,873     41.7%
      SEC/159th & 95th Ave.                Excellent
      Cook County
      Orland Hills, Illinois
---------------------------------------------------------------------------------------------------------------------
 47   Darien Towne Center          Sep-94     1994    $21,800,000  1,089,000    21.1%   230,000  127,267     55.3%
      Lyman Ave. & 75th St.                Excellent
      DuPage County
      Darien, Illinois
---------------------------------------------------------------------------------------------------------------------
 48   Latham Farms                 Sep-94     1993    $64,600,000  3,920,400    15.4%   603,405  467,000     77.4%
      I-87, U.S. 9, & Rte. 7               Excellent
      Albany County, Colonie,
      Albany, New York
---------------------------------------------------------------------------------------------------------------------
 49   Bird Ludlam Shopping Center  Aug-94     1987    $20,500,000    632,491    33.6%   212,355   53,500     25.2%
      SWC/ Ludlam Rd. & Bird Rd.           Avg.-Good
      Dada County,
      Unicorp. Miami, Florida
---------------------------------------------------------------------------------------------------------------------
 50   White Rock Marketplace       Aug-94     1992    $14,850,000  1,785,960     9.7%   173,538        0      0.0%
      SWC/Garland & Jupiter                   Good
      Dallas, Texas

---------------------------------------------------------------------------------------------------------------------
 51   Sunset Valley Marketfair     Aug-94     1992    $18,650,000  1,724,976    12.1%   209,362        0      0.0%
      SWC/U.S. 190 & Brodie                   Good
      Austin, Texas

---------------------------------------------------------------------------------------------------------------------
 52   Southlake Pavillion          Aug-94     1994    $12,500,000    539,273    24.8%   133,515  114,800     86.0%
      NWC/Mt. Zion Blvd. & Zion            Excellent
      Clayton County
      Atlanta, Georgia
---------------------------------------------------------------------------------------------------------------------
 53   Anaheim Hills Festival       Jul-94   1991-94   $48,980,000  3,702,600     8.2%   303,661  146,755     48.3%
      8000-8200 E. Santa Ana               Very Good
      Orange County
      Anaheim Hills, California
---------------------------------------------------------------------------------------------------------------------
 54   Buckhead Pavillion           Jul-94     1993    $18,400,000    248,292    40.3%   100,161   67,608     67.5%
      Peachtree & Piedmont                 Very Good
      Buckhead County
      Atlanta, Georgia
---------------------------------------------------------------------------------------------------------------------
 55   Vintage Oaks S.C.            Jul-94   1992-93   $51,000,000  2,090,880    27.6%   576,973  279,600     48.5%
      U.S. 101 at Rowland                  Very Good
      Marin County
      Novato, California
---------------------------------------------------------------------------------------------------------------------
 56   The Westchester Pavillion    Jun-94   1993-94   $31,750,000    153,767   112.8%   173,430  150,570     86.8%
      Hale & Maple Avenues                    Good
      Westchester County
      White Plains, New York
---------------------------------------------------------------------------------------------------------------------


====================================================================================================================================
                                    Sale
Sale                                Price/      NOI/                                Occupancy
No.          Name/Location          Sq.Ft.     Sq.Ft.   OAR       Anchor Tenants     At Sale                Comments
====================================================================================================================================
 43   Stewart Plaza                $ 98.88    $ 9.89   10.00%  Caldor                  86.0%   Good quality community shopping
      650 Stewart Avenue                                       Kiddie City                     center located adjacent to the
      Nassau County                                                                            Roosevelt Field Mall in Garden City.
      Garden City, New York
------------------------------------------------------------------------------------------------------------------------------------
 44   Freeway Junction South       $ 39.93    $ 4.06   10.16%  Kmart                   99.0%   Average-good quality, concrete retail
      Highway 138 & I-675                                      Bruno's                         ctr. on south side Atlanta.
      Clayton County                                                                           Visibility impaired by outpads &
      Atlanta, Georgia                                                                         setback. Price adjusted to reflect
                                                                                               repair costs.
------------------------------------------------------------------------------------------------------------------------------------
 45   Sheridan Plaza               $120.58    $10.97    9.10%  Office Depot            95.0%   Power center purchase based on a
      NW 56th & Sheridan St.                                   Publix                          10.8% IRR, term. cap of 9.25-9.50%.
      Broward County                                           J. Byrons                       Sale included development of 15,000sf
      Hollywood, Florida                                       AMC Theatres                    Luria's. Sales b/w $200-300/sf.
------------------------------------------------------------------------------------------------------------------------------------
 46   Orland Town Center           $ 89.55    $ 8.58    9.58%  OfficeMax              100.0%   Purchased on existing income.
      SEC/159th & 95th Ave.                                    Circuit City                    Wal-Mart not included in sale. Site
      Cook County                                              PetsMart                        had potential for additional bldg.
      Orland Hills, Illinois                                   Wal-Mart**                      Buyer quoted IRR of 10.8%.
------------------------------------------------------------------------------------------------------------------------------------
 47   Darien Towne Center          $ 94.78    $ 9.16    9.66%  Home Depot             100.0%   Power center opened in Summer '94.
      Lyman Ave. & 75th St.                                    Circuit City                    Wal-Mart not included in sale.
      DuPage County                                            PetsMart                        Majority of tenants have set options.
      Darien, Illinois                                         Wal-Mart**                      Buyer suggested 10.7% IRR.
------------------------------------------------------------------------------------------------------------------------------------
 48   Latham Farms                 $107.06    $10.01    9.35%  Wal-Mart                95.0%   Good quality power center with trade
      I-87, U.S. 9, & Rte. 7                                   Sam's Club                      area population reported at 150,000.
      Albany County, Colonie,                                  Home Quarters                   Placed on mkt in March '94. Masonry &
      Albany, New York                                         Shop 'N Save                    steel constr.
------------------------------------------------------------------------------------------------------------------------------------
 49   Bird Ludlam Shopping Center  $ 96.54    $ 8.80    9.12%  Winn Dixie              95.0%   Property in avg.-good condition at
      SWC/ Ludlam Rd. & Bird Rd.                               Eckerd Drugs                    sale; minor exterior upgrade needed.
      Dada County,                                                                             Good accessible/visible location.
      Unicorp. Miami, Florida                                                                  Some 2nd story space.
------------------------------------------------------------------------------------------------------------------------------------
 50   White Rock Marketplace       $ 85.57    $ 7.70    9.00%  Marshall's              94.0%   Part of larger 325,548sf power
      SWC/Garland & Jupiter                                    Tom Thumb                       center. Good condition, relatively
      Dallas, Texas                                            Taylor Brooks                   new at sale. Purchased by Penn. State
                                                                                               Retirement Trust.
------------------------------------------------------------------------------------------------------------------------------------
 51   Sunset Valley Marketfair     $ 89.08    $ 8.79    9.87%  PetsMart                99.0%   Part of larger 352,084sf ctr.
      SWC/U.S. 190 & Brodie                                    TJMaxx                          Other tenants incl.
      Austin, Texas                                            Home Depot**                    SportsTown, Bookstop, Famous
                                                               Circuit City**                  Footware. Home Depot, Circuit City &
                                                                                               Luby's not included.
------------------------------------------------------------------------------------------------------------------------------------
 52   Southlake Pavillion          $ 93.62    $ 8.72    9.31%  Media Play             100.0%   Center located adjacent to Home Depot
      NWC/Mt. Zion Blvd. & Zion                                PetsMart                        store w/ 3rd highest sales level in
      Clayton County                                           Rhodes Furniture                Atlanta MSA. Good access & exposure
      Atlanta, Georgia                                                                         via I-75.
------------------------------------------------------------------------------------------------------------------------------------
 53   Anaheim Hills Festival       $161.30    $15.32    9.50%  Vons, Marshalls,        75.0%   Good quality power center with
      8000-8200 E. Santa Ana                                   TJMaxx, Cinema,                 stabilization guarantee. Buyer
      Orange County                                            Target**                        purchased based on NOI guarantee.
      Anaheim Hills, California                                Mervyn's**                      Target & Mervyn's not part of sale.
------------------------------------------------------------------------------------------------------------------------------------
 54   Buckhead Pavillion           $183.70    $16.55    9.01%  Sports Authority        75.0%   Two-bldg center built in 1993. Income
      Peachtree & Piedmont                                     PetsMart                        projections using 5% vacancy for
      Buckhead County                                                                          in-line space. Acquired subject to
      Atlanta, Georgia                                                                         $12 million loan.
------------------------------------------------------------------------------------------------------------------------------------
 55   Vintage Oaks S.C.            $ 88.39    $ 8.17    9.24%  Macy's Homestore,       89.0%   Sale involves Phs I & II of power ctr
      U.S. 101 at Rowland                                      Oshmans, Marchalls,             in affluent North San Francisco Bay
      Marin County                                             Costco**                        area. Costco & Target on long-term
      Novato, California                                       Target**                        ground leases. Buyer used 11.1% IRR.
------------------------------------------------------------------------------------------------------------------------------------
 56   The Westchester Pavillion    $183.07    $17.39    9.50%  OfficeMax               92.0%   Four-level, enclosed urban power ctr;
      Hale & Maple Avenues                                     Sports Authority                reuse of former dept. store. Anchor
      Westchester County                                       Toys R Us                       rents $16.00-20.00/sf; in-line rents
      White Plains, New York                                   Borders Books                   $20.00-25.00/sf. Incl. devel.rights.
------------------------------------------------------------------------------------------------------------------------------------


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================

POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.

======================================================================================================================
                                                                                                             Anchor
Sale                                Sale    Yr Built/               Site Area    Site     GLA      Anchor    GLA as
No.             Name/Location       Date    Condition   Sale Price  (Sq.Ft.)   Coverage   Sold      GLA    % of Total
======================================================================================================================
 57   Fairlane North S.C.          Apr-94     1994     $59,200,000  2,983,860    19.8%   589,688        0      0.0%
      Mercury Drive & Ford Drive           Very Good
      Michigan 153
      Dearborn, Michigan
----------------------------------------------------------------------------------------------------------------------
 58   Merrillville Plaza           Feb-94     1988     $15,400,000    871,200    24.7%   215,275   94,976     44.1%
      U.S. 30, E of Interstate 65             Good
      Merrillville, Indiana

----------------------------------------------------------------------------------------------------------------------
 59   Woodfield Plaza S.C.         Feb-94     1993     $17,245,688    777,000    22.8%   177,308  138,958     78.4%
      NWC/Golf & Basswood                     Good
      Cook County
      Schaumberg, Illinois
----------------------------------------------------------------------------------------------------------------------
 60   Providence Square            Jan-94     1990     $19,200,000    696,960    27.3%   190,378  108,747     57.1%
      Upper Roswell &                         Good
      Johnson Ferry
      Marieta, Georgia
----------------------------------------------------------------------------------------------------------------------
 61   Brea Marketplace             Dec-93     1987     $44,000,000    980,100    30.5%   299,206               0.0%
      NEC/Birch & Randolph                   Average
      Orange County
      Brea, California
----------------------------------------------------------------------------------------------------------------------
 62   The Quarry                   Dec-93     1992     $24,500,000  2,656,289    16.8%   447,000  325,000     72.7%
      Joliet & LaGrange Roads              Very Good
      Cook County
      Hodgkins, Illinois
----------------------------------------------------------------------------------------------------------------------
 63   Fullerton Town Center        Dec-93     1985     $26,380,000  1,611,720    16.2%   261,025  130,077     49.8%
      Harbor & Orangethorpe                Very Good
      Orange County
      Fullerton, California
----------------------------------------------------------------------------------------------------------------------
 64   Townline Square              Dec-93     1989     $25,000,000  1,397,405    21.6%   302,081  218,885     72.5%
      S. Broad St. & Route 5                  Good
      New Haven County
      Meriden, Connecticut
----------------------------------------------------------------------------------------------------------------------
 65   First Colony Commons         Dec-93    1992-94   $33,350,000  1,595,102    23.5%   374,472  152,505     40.7%
      U.S. Hwy 59 & Williams                  Good
      Harris County
      Sugarland, Texas
----------------------------------------------------------------------------------------------------------------------
 66   Athens Pointe                Dec-93     1993     $ 4,700,000    442,134    13.8%    60,799   55,999     92.1%
      Mitchell Bridge & Hwy. 78               Good
      Athens
      Georgia
----------------------------------------------------------------------------------------------------------------------
 67   Clairemont Square            Nov-93   1956-1989  $35,470,000  1,849,558    24.6%   454,650        0      0.0%
      NEC/Clairemont Mesa &                   Good
      Clairemont Drive
      San Diego, California
----------------------------------------------------------------------------------------------------------------------
 68   Green Orchard                Nov-93   1990/93    $18,400,000  1,200,000    26.7%   320,395  217,826     68.0%
      East of Center Drive &                  Good
      Alpine Avenue
      Walker, Michigan
----------------------------------------------------------------------------------------------------------------------
 69   Eastgate Shopping Center     Nov-93   1986/90    $ 9,670,500    784,080    18.6%   145,570   60,000     41.2%
      12501 Shelbyville Road                  Good
      Jefferson County
      Louisville, Kentucky
----------------------------------------------------------------------------------------------------------------------
 70   Randall's Ctr/Deerbrook      Oct-93     1986     $19,000,000    816,750    26.9%   219,823  130,685     59.5%
      U.S. Hwy 59 & FM Bypass                 Good
      Harris County
      Humble, Texas
----------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
                                    Sale
Sale                                Price/    NOI/                                 Occupancy
No.             Name/Location       Sq.Ft.   Sq.Ft.    OAR     Anchor Tenants       At Sale               Comments
====================================================================================================================================
 57   Fairlane North S.C.          $100.39  $ 9.54    9.50%  Wal-Mart, Sam's,       100.0%    New power center pre-sold in Dec-93.
      Mercury Drive & Ford Drive                             Super Kmart, Sports              Sale date is when center was
      Michigan 153                                           Authority, Builders,             completed. Also included Service
      Dearborn, Michigan                                     OfficeMax, Borders               Merchandise as anchor.
------------------------------------------------------------------------------------------------------------------------------------
 58   Merrillville Plaza           $ 71.54  $ 6.68    9.34%  OfficeMax               95.0%    Good quality retail center located
      U.S. 30, E of Interstate 65                            TJMaxx                           across from the Southlake regional
      Merrillville, Indiana                                  F&M Distributers                 shopping mall.
                                                             Kids R Us
------------------------------------------------------------------------------------------------------------------------------------
 59   Woodfield Plaza S.C.         $ 97.26  $ 9.51    9.78%  Kohl's                  94.0%    Good quality center one mile west of
      NWC/Golf & Basswood                                    Linens 'N Things                 Woodfield Mall. Barnes & Noble not
      Cook County                                            Barnes & Noble*                  included in sale. Located in high
      Schaumberg, Illinois                                                                    retail demand area.
------------------------------------------------------------------------------------------------------------------------------------
 60   Providence Square            $100.85  $ 9.07    8.99%  Upton's                100.0%    Well-located center contiguous to an
      Upper Roswell &                                        Home Depot                       86,640sf Home Depot (not included).
      Johnson Ferry                                          Drugs For Less                   Home Depot leases former Phar-Mor
      Marieta, Georgia                                                                        space of 25,600sf. No vacancy.
------------------------------------------------------------------------------------------------------------------------------------
 61   Brea Marketplace             $147.06  $13.69    9.31%  Marshall's              96.0%    Seller guaranteed retail rates on
      NEC/Birch & Randolph                                   Circuit City                     vacant suites. Buyer neg. opt. to
      Orange County                                          Toys R Us                        pur-chase fee inter. in land for
      Brea, California                                       United Artists                   $6.5m. OAR reflects impact of gr.
                                                                                              lease. (9.8% w/o).
------------------------------------------------------------------------------------------------------------------------------------
 62   The Quarry                   $ 54.81  $ 5.54   10.10%  Kohl's, OfficeMax,      98.0%    Buyer based dale on '94 income; 9.8%
      Joliet & LaGrange Roads                                Sam's Club,                      OAR on existing. Target not included
      Cook County                                            Wal-Mart,                        in sale. Trade area reported to have
      Hodgkins, Illinois                                     Target**                         popul. of 213,000; avg. hh. inc. of
                                                                                              $49,973.
------------------------------------------------------------------------------------------------------------------------------------
 63   Fullerton Town Center        $101.06  $10.86   10.75%  Toys R Us               96.0%    Sale included part of 367,00sf ctr.
      Harbor & Orangethorpe                                  Silo                             Other anchor (Price Club) not
      Orange County                                          AMC Theatre                      included. Leases range from
      Fullerton, California                                  Price Club**                     $12.00-22.00/sf. Occupancy 96% at
                                                                                              sale.
------------------------------------------------------------------------------------------------------------------------------------
 64   Townline Square              $ 82.76  $ 8.26    9.98%  Bradlees                92.0%    Class B type ctr. previously
      S. Broad St. & Route 5                                 Marshall's                       foreclosed by Aetna Life. Portion of
      New Haven County                                       The Wiz                          ctr. has poor visibility. Steel
      Meriden, Connecticut                                   ShopRite                         frame, masonry. Price based on
                                                                                              buyer's pro forma.
------------------------------------------------------------------------------------------------------------------------------------
 65   First Colony Commons         $ 89.06  $ 8.25    9.26%  Service M'dise         100.0%    Sale based on actual pro forma. Steel
      U.S. Hwy 59 & Williams                                 Sportstown                       frame & stucco/brick. Home Depot not
      Harris County                                          Sears Homelife                   included in sale. Other majors incl.
      Sugarland, Texas                                       Home Depot**                     Bookstop, Sound Whse.
------------------------------------------------------------------------------------------------------------------------------------
 66   Athens Points                $ 77.30  $ 7.75   10.03%  Publix                  96.0%    Good Quality, masonry neighborhood
      Mitchell Bridge & Hwy. 78                                                               shopping center sale. Actual price
      Athens Points                                                                           was $5.05m but included outparcel
      Georgia                                                                                 valued at $350,000; price adjusted.
------------------------------------------------------------------------------------------------------------------------------------
 67   Clairemont Square            $ 78.02  $ 7.80   10.00%  Vons                    85.0%    Avg-good quality center. Sav-On Drugs
      NEC/Clairemont Mesa &                                  Marshall's                       is another major tenants.
      Clairemont Drive                                       TJMaxx
      San Diego, California                                  Circuit City
------------------------------------------------------------------------------------------------------------------------------------
 68   Green Orchard                $ 57.43  $ 5.81   10.11%  Builders Square        100.0%    Average quality center with only fair
      East of Center Drive &                                 Kohl's                           visibility. Property includes 55,260
      Alpine Avenue                                          Witmark                          sq. ft. ground lease to Loek's Star
      Walker, Michigan                                                                        Theatre.
------------------------------------------------------------------------------------------------------------------------------------
 69   Eastgate Shopping Center     $ 66.43  $ 7.09   10.68%  Kroger                  92.1%    Avg-good quality center. Rents
      12501 Shelbyville Road                                                                  $10-$12 per sq/ft at sale. Sale
      Jefferson County                                                                        included two outparcel lots w/
      Louisville, Kentucky                                                                    limited frontage. Property in good
                                                                                              condition at sale.
------------------------------------------------------------------------------------------------------------------------------------
 70   Randall's Ctr/Deerbrook      $ 86.43  $ 8.11    9.38%  Randall's               98.0%    Ctr. adj. to mall. Other majors make
      U.S. Hwy 59 & FM Bypass                                TJMaxx                           up 15% of ctr. All tenants on
      Harris County                                          Amber Crafts                     long-term leases thru 2000. Anchor
      Humble, Texas                                                                           rents $5.75- 7.25/sf; in-line
                                                                                              $10.00-12.00/sf.
------------------------------------------------------------------------------------------------------------------------------------


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================

POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.

========================================================================================================================
                                                                                                               Anchor
Sale                                 Sale    Yr Built/                Site Area    Site     GLA      Anchor    GLA as
No.         Name/Location            Date    Condition    Sale Price   (Sq.Ft.)  Coverage   Sold      GLA    % of Total
========================================================================================================================
 71   Plaza at Puente Hills         Oct-93    1987-92    $58,000,000  3,049,200    16.9%   516,583  287,351     55.6%
      Fullerton Rd./Pomona Fwy.                Good
      Los Angeles County
      City of Industry, California
------------------------------------------------------------------------------------------------------------------------
 72   Holmdel Towne Center          Oct-93     1993      $45,200,000  2,121,372    14.0%   297,059  138,922     46.8%
      Route 35 & Laurel Ave.                 Very Good
      Monmouth County
      Holmdel, New Jersey
------------------------------------------------------------------------------------------------------------------------
 73   Danvers Crossing              Oct-93    1989-92    $13,700,000  1,097,712    15.0%   164,997  111,478     67.6%
      Newbury Street & Route 1                 Good
      Danvers, Massachusetts

------------------------------------------------------------------------------------------------------------------------
 74   Snellville Oaks               Sep-93     1991      $11,100,000  1,448,806    12.6%   182,835        0      0.0%
      U.S. Highway 78                          Good
      Gwinnett County
      Snellville, Georgia
------------------------------------------------------------------------------------------------------------------------
 75   Lantana Square/Plaza          Aug-93     1993      $19,900,000  1,002,490    27.5%   275,927  240,631     87.2%
      NEQ/Lantana & Jog Road                 Very Good
      Palm Beach County
      Lantana, Florida
------------------------------------------------------------------------------------------------------------------------
 76   Madison Square S.C.           Aug-93   1971/87-90  $19,500,000    805,860    26.3%   211,767  173,860     82.1%
      Madison & Manzanita                     Average
      Sacramento County
      Carmichael, California
------------------------------------------------------------------------------------------------------------------------
 77   Coliseum Crossing             Aug-93     1987      $20,000,000  1,089,000    20.1%   219,300  104,915     47.8%
      Colisuem & Cunningham                    Good
      Hampton County
      Hampton, Norfolk, Virginia
------------------------------------------------------------------------------------------------------------------------
 78   Price Club Plaza              Aug-93     1989      $20,780,000    771,448    27.6%   212,711  129,075     60.7%
      I-91 & Montowese Exit                    Good
      New Haven County
      North Haven, Connecticut
------------------------------------------------------------------------------------------------------------------------
 79   Price Club Plaza              Aug-93    1986/92    $25,016,000  1,053,280    23.7%   249,325  165,100     66.2%
      SEC/Sunrise Hwy & Bayview                Good
      Copaigue, Town of Babylon,
      New York
------------------------------------------------------------------------------------------------------------------------
 80   Heritage Walk                 Jun-93     1991       $8,657,624    871,200    18.2%   158,282  141,742     89.6%
      ES/Columbia Street                       Good
      Baldwin County
      Milledgeville, Georgia
------------------------------------------------------------------------------------------------------------------------
 81   Speedway Super Center         Jun-93    1961/91    $32,500,000  2,862,763    17.8%   510,252  162,512     31.8%
      Crawford Road                            Good
      Indianapolis, Indiana

------------------------------------------------------------------------------------------------------------------------
 82   Loehman's Plaza               Mar-93    1986-89    $33,714,000  1,268,774    19.8%   251,529  151,286     60.1%
      Middle Country Rd. &                     Good
      Morices
      Lake Grove, New York
------------------------------------------------------------------------------------------------------------------------
 83   Torrance Promenade            Mar-93    1971-91    $27,000,000    827,640    29.0%   239,745        0      0.0%
      I-190 & Hawthorne Blvd.                  Good
      Los Angeles County
      Torrance, California
------------------------------------------------------------------------------------------------------------------------
 84   The Brickyard                 Feb-93    1989-90    $19,575,000  1,675,753    16.3%   273,417  212,758     77.8%
      Wilbur Cross Highway                     Good
      Hartford County
      Berlin, Connecticut
------------------------------------------------------------------------------------------------------------------------

==================================================================================================================================
                                     Sale
Sale                                 Price/   NOI/                                Occupancy
No.         Name/Location            Sq.Ft.   Sq.Ft.   OAR      Anchor Tenants     At Sale                Comments
==================================================================================================================================
 71   Plaza at Puente Hills         $112.28  $11.70   10.42%  IKEA, Silo,           93.5%    Sale of power-oriented ctr. Anchors
      Fullerton Rd./Pomona Fwy.                               AMC Theatre,                   that were not included in sale were
      Los Angeles County                                      Circuit City,                  Home Depot, Price Savers, & Toys R
      City of Industry, California                            Miller's Outpost               Us.
----------------------------------------------------------------------------------------------------------------------------------
 72   Holmdel Towne Center          $152.16  $14.41    9.47%  A&P Food              80.0%    Occupancy based on commitments.
      Route 5 & Laurel Ave.                                   Marshall's                     Other majors incl. Barnes & Noble,
      Monmouth County                                         The Wiz                        Lee Wards, Pet Food Giant. New ctr.
      Holmdel, New Jersey                                     OfficeMax                      at sale. Purchased during
                                                                                             construction.
----------------------------------------------------------------------------------------------------------------------------------
 73   Danvers Crossing              $ 83.03  $ 8.79   10.59%  OfficeMax             87.0%    Completion of ctr. delayed due to
      Newbury Street & Route 1                                Home Quarters                  foreclosure proceedings. Under
      Danvers, Massachusetts                                  Bed, Bath & Beyond             contract for one yr while buyer
                                                              Discovery Zone                 secured tenants for vacant space.
----------------------------------------------------------------------------------------------------------------------------------
 74   Snellville Oaks               $ 60.71  $ 6.02    9.91%  Wal-Mart              98.0%    Average-good quality center; masonry
      U.S. Highway 78                                         Food Lion                      construction in good condition.
      Gwinnett County                                                                        Anchors include Wal-Mart & Food
      Snellville, Georgia                                                                    Lion.
----------------------------------------------------------------------------------------------------------------------------------
 75   Lantana Square/Plaza          $ 72.12  $ 7.03    9.75%  Kmart                 99.5%    New power ctr. purchased by REIT.
      NEQ/Lantana & Jog Road                                  Builders Square II             In-line tenants pay avg. $16.00/sf
      Palm Beach County                                       Food Lion                      + $2.25 for NNN. Buyer cited
      Lantana, Florida                                                                       product quality, credit of Kmart,
                                                                                             high % of anchor GLA.
----------------------------------------------------------------------------------------------------------------------------------
 76   Madison Square S.C.           $ 92.08  $ 9.31   10.11%  Home Depot            92.0%    Buyer noted upside from leasing
      Madison & Manzanita                                     TJMaxx                         17,00sf store. Sale price based on
      Sacramento County                                       Longs Drugs                    appraised value. Leases range from
      Carmichael, California                                                                 $18.00-24.00/sf.
----------------------------------------------------------------------------------------------------------------------------------
 77   Coliseum Crossing             $ 91.20  $ 8.44    9.25%  Marshall's            95.0%    Masonry & concrete retail center in
      Colisuem & Cunningham                                   Food Lion                      good condition at sale. Traditional
      Hampton County                                          Phar-Mor                       tenant mix.
      Hampton, Norfolk, Virginia                              Linen Warehouse
----------------------------------------------------------------------------------------------------------------------------------
 78   Price Club Plaza              $ 97.69  $ 8.96    9.17%  Home Depot           100.0%    Sale reportedly based upon
      I-91 & Montowese Exit                                   TJMaxx                         appraised value. 100% leased at
      New Haven County                                        XPect Discount                 sale. Other tenants include Dress
      North Haven, Connecticut                                PriceCostco**                  Barn, LeeJay. PriceCostco not
                                                                                             included in sale.
----------------------------------------------------------------------------------------------------------------------------------
 79   Price Club Plaza              $100.33  $ 9.03    9.00%  Filene's Basement     98.8%    Sold from Price Company to Price
      SEC/Sunrise Hwy & Bayview                               PriceCostco                    REIT based upon 9.0% cap rate on
      Copaigue, Town of Babylon,                                                             projected year one income. Property
      New York                                                                               98.9% leased at sale.
----------------------------------------------------------------------------------------------------------------------------------
 80   Heritage Walk                 $ 54.70  $ 5.38    9.84%  Kmart                100.0%    Good location fronting 4-lane
      ES/Columbia Street                                      Bi-Lo                          primary artery; adjacent to
      Baldwin County                                          Goody's                        Wal-Mart super center. Sale
      Milledgeville, Georgia                                                                 included 2 outparcels.
----------------------------------------------------------------------------------------------------------------------------------
 81   Speedway Super Center         $ 63.69  $ 5.92    9.30%  Kohl's                90.0%    Community center in central portion
      Crawford Road                                           Kroger                         of Indianapolis. Anchor
      Indianapolis, Indiana                                   Drug Emporium                  rents=$3-7.25/sf; in-line
                                                                                             rents=$12-14/sf. Sale did not
                                                                                             include option to purchase
                                                                                             outlots.
----------------------------------------------------------------------------------------------------------------------------------
 82   Loehman's Plaza               $134.04  $12.06    9.00%  Loehman's            100.0%    Expanded power center in excellent
      Middle Country Rd. &                                    Bed & Bath                     location. Good condition at sale.
      Morices                                                 Filene's Basement
      Lake Grove, New York                                    Foodtown
----------------------------------------------------------------------------------------------------------------------------------
 83   Torrance Promenade            $112.62  $12.05   10.70%  Office Depot,         98.6%    Promotional community ctr. Average
      I-190 & Hawthorne Blvd.                                 Marshall's, Silo,              lease rate in ctr., reported to be
      Los Angeles County                                      Ross, Bookstar,                $20/sf for in-line space. Center
      Torrance, California                                    Mann Theatres                  repositioned into new format.
----------------------------------------------------------------------------------------------------------------------------------
 84   The Brickyard                 $ 71.59  $ 8.40   11.73%  Home Depot            86.0%    Seaman's formerly leased 30,000sf
      Wilbur Cross Highway                                    Pace                           but went into bankruptcy. Lease
      Hartford County                                                                        rates range from $12-15.00/sf for
      Berlin, Connecticut                                                                    in-line tenants. Pace also seen as
                                                                                             risk.
----------------------------------------------------------------------------------------------------------------------------------


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================

POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.

=======================================================================================================================
                                                                                                             Anchor
Sale                                 Sale   Yr Built/               Site Area    Site     GLA      Anchor    GLA as
No.       Name/Location              Date   Condition   Sale Price   (Sq.Ft.)  Coverage   Sold      GLA    % of Total
=======================================================================================================================
 85   New Park Plaza                Dec-92   1979-80   $ 8,700,000    561,924    33.2%   186,459  100,920     54.1%
      Mowry & Cedar                          Average
      Alameda County
      Newark, California
-----------------------------------------------------------------------------------------------------------------------
 86   Commons at Willowbrook        Aug-92   1985-89   $31,250,000  1,630,015    22.8%   370,907  190,212     51.3%
      Centerfield Blvd. & FM 1960             Good
      Harris County
      Houston, Texas
-----------------------------------------------------------------------------------------------------------------------
 87   Westward S.C.                 May-92   1960-88   $18,450,000    794,099    27.9%   221,564  165,508     74.7%
      NEC/Spencer & Okeechobee                Good
      Palm Beach County
      West Palm Beach, Florida
-----------------------------------------------------------------------------------------------------------------------
 88   Corona Hills Plaza            Apr-92   1989-91   $43,200,000  1,758,082    22.1%   389,000  221,892     57.0%
      NWC/91 Fwy. & McKinley                  Good
      Riverside County
      Corona, California
-----------------------------------------------------------------------------------------------------------------------
 89   Broad River Commons           Feb-92   1969-86   $ 7,615,000    761,864    17.8%   135,700        0      0.0%
      Broad River & Marley Drive              Good
      Richland County
      Columbia, South Carolina
-----------------------------------------------------------------------------------------------------------------------
 90   Pembroke Commons              Dec-91    1991     $30,725,000  1,372,140    22.7%   311,318  207,118     66.5%
      Pines Blvd. & University Dr.          Very Good
      Broward County
      Pembroke Pines, Florida
-----------------------------------------------------------------------------------------------------------------------
 91   Riverplace S.C.               Dec-91    1989     $16,500,000  2,831,400     9.4%   265,600        0      0.0%
      San Jose Blvd. & Claire                 Good
      Jacksonville, Florida

-----------------------------------------------------------------------------------------------------------------------
 92   Commons at Greenpoint         Oct-90    1989     $28,000,000    936,104    32.0%   299,709        0      0.0%
      NWC/I-45 & Beltway 8                  Very Good
      Harris County
      Houston, Texas
=======================================================================================================================

      Survey High:                                     $80,000,000  9,439,450      --    788,826  663,404       --
      Survey Low:                                      $ 4,700,000    153,767      --     60,799        0       --

=======================================================================================================================

      Survey Average:                                  $28,030,256  1,375,595    20.2%   278,180  153,131     55.0%

=======================================================================================================================

====================================================================================================================================
                                     Sale
Sale                                 Price/   NOI/                                   Occupancy
No.       Name/Location              Sq.Ft.   Sq.Ft.   OAR        Anchor Tenants      At Sale              Comments
====================================================================================================================================
 85   New Park Plaza                $ 46.66  $ 5.33   11.42%  TJMaxx                   85.0%    Community ctr. with avg. lease
      Mowry & Cedar                                           Toys R Us                         rates around $10.00/sf for in-line
      Alameda County                                          Herman's                          tenants. Good location with upside
      Newark, California                                      Hancock Fabrics                   potential from new leasing.
------------------------------------------------------------------------------------------------------------------------------------
 86   Commons at Willowbrook        $ 84.25  $ 8.03    9.53%  Marshall's               94.0%    Good quality ctr. in suburban
      Centerfield Blvd. & FM 1960                             Sportstown                        Houston. Adj. to mall. Anchor rents
      Harris County                                           AMC Theatre                       $6.00-8.00/sf. Other majors include
      Houston, Texas                                          Phar-Mor                          Bed, Bath & Beyond, Bookstop, Sound
                                                                                                Whse.
------------------------------------------------------------------------------------------------------------------------------------
 87   Westward S.C.                 $ 83.27  $ 8.36   10.04%  Office Depot             96.0%    Reconfigured power ctr. In-line
      NEC/Spencer & Okeechobee                                Circuit City                      tenant rents from $11.00-15.00/sf;
      Palm Beach County                                       Sports Authority                  avg. $12/sf. Several outpads on
      West Palm Beach, Florida                                Phar-Mor                          ground lease terms included in
                                                                                                sale.
------------------------------------------------------------------------------------------------------------------------------------
 88   Corona Hills Plaza            $111.05  $10.75    9.68%  Home Depot               94.0%    Price Club & Albertson's also
      NWC/91 Fwy. & McKinley                                  Ross                              anchors; not included in sale.
      Riverside County                                        Levitz Furniture                  JCPenny Kids & Holiday Spa other
      Corona, California                                      Drug Emporium                     majors. Leases range from
                                                                                                $12.00-30.00/sf for in-line.
------------------------------------------------------------------------------------------------------------------------------------
 89   Broad River Commons           $ 56.12  $ 5.99   10.67%  Home Quarters           100.0%    Masonry & concrete center in
      Broad River & Marley Drive                              Phar-Mor                          avg.-good condition; renovated in
      Richland County                                         Herman's                          1986.
      Columbia, South Carolina
------------------------------------------------------------------------------------------------------------------------------------
 90   Pembroke Commons              $ 98.69  $ 9.44    9.57%  Publix Superstore,       90.4%    Seller provided lease-back
      Pines Blvd. & University Dr.                            Office Depot,                     guarantee on vacant space;
      Broward County                                          Circuit City, TJMaxx,             estimated value of $500k. Price
      Pembroke Pines, Florida                                 Marshall's                        adjusted to reflect. Anchor leases
                                                                                                $6.75-9.00/sf; in-line avg.
                                                                                                $15.11/sf.
------------------------------------------------------------------------------------------------------------------------------------
 91   Riverplace S.C.               $ 62.12  $ 6.21   10.00%  SteinMart, TJMaxx,       82.0%
      San Jose Blvd. & Claire                                 Beall's,
      Jacksonville, Florida                                   Phar-Mor,
                                                              Michael's
------------------------------------------------------------------------------------------------------------------------------------
 92   Commons at Greenpoint         $ 93.42  $ 8.12    8.69%  Office Depot             97.0%
      NWC/I-45 & Beltway 8                                    Marshall's
      Harris County                                           Phar-Mor
      Houston, Texas                                          Sportstown
====================================================================================================================================

      Survey High:                  $201.61  $18.43   12.02%            --            100.0%
      Survey Low:                   $ 39.93  $ 4.06    7.87%            --             75.0%

====================================================================================================================================

      Survey Average:               $ 99.43  $ 9.58    9.74%            --             94.9%

====================================================================================================================================


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                              OPERATING HISTORY AND BUDGET CHART
================================================================================


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

=======================================================================================================
                       Operating Income and Expense Analysis - Town Center Prado(2)
                                 ======================================================================
                                         1996              Owner's 1997 Budget       C&W 199  Estimate
                                 ======================================================================
                                   Total      Per SF        Total      Per SF        Total      Per SF
=======================================================================================================
Income
     Base Rent                   $2,850,672   $10.39      $3,217,441   $11.72      $3,400,000   $12.39
     Percentage Rent             $      581   $ 0.00      $        0   $ 0.00      $        0   $ 0.00
     Expense Recoveries          $  548,368   $ 2.00      $  601,639   $ 2.19      $  600,000   $ 2.19
     Other Income(3)             $  222,616   $ 0.81      $   22,256   $ 0.08      $   20,000   $ 0.07

     Effective Gross Income      $3,622,237   $13.20      $3,841,338   $14.00      $4,020,000   $14.65

Recoverable Expenses
     Common Area Maintenance     $  223,236   $ 0.81      $  234,380   $ 0.85      $  250,000   $ 0.91
     Insurance                   $   79,512   $ 0.29      $   94,032   $ 0.34      $   41,200   $ 0.15
     Real Estate Taxes           $  243,299   $ 0.89      $  240,203   $ 0.88      $  266,150   $ 0.97

                          Total  $  546,047   $ 1.99      $  568,615   $ 2.07      $  557,350   $ 2.03

Non-Recoverable Expenses
     General & Administrative(4) $   31,697   $ 0.12      $    5,000   $ 0.02      $    8,200   $ 0.03
     Management                  $  127,533   $ 0.46      $  170,851   $ 0.62      $  160,800   $ 0.59
     Reserves for Replacement    $        0   $ 0.00      $        0   $ 0.00      $   27,444   $ 0.10

                          Total  $  159,230   $ 0.58      $  175,851   $ 0.64      $  196,444   $ 0.72
     Total Operating Expenses    $  705,277   $ 2.57      $  744,466   $ 2.71      $  753,794   $ 2.75
     Net Operating Income        $2,916,960   $10.63      $3,096,870   $11.28      $3,266,206   $11.90
     Operating Expense Ratio           19.5%                    19.4%                    18.8%

--------------------------------------------------------------------------------
1. $/SF is based on GLA owned and does not include anchor owned GLA, if any.
2. Source: Lehman Brothers Presentation Booklet
3. For 1996, includes about $212,394 in non-recurring, lease termination fees.
4. For 1996, includes some non-recurring collection fees.
--------------------------------------------------------------------------------

================================================================================


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                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

               ULI DATABASE OF OPERATING RESULTS FOR POWER CENTERS
================================================================================


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================
              Average Operating Results of U.S. Power Centers(4)
            Source: Dollars & Cents of Shopping Centers-1995 Edition
================================================================================

                                     All Centers         Southern Centers
=============================-------------------------  -------------------
      Property Profile          Low     High      Avg.   Low  High    Avg.
=============================
# of Centers in Sample:         25                        7
Average GLA:                  285,478  520,869  358,619  n/a   n/a  360,467
Average Sales/SF:              $  87   $  292    $ 197   n/a   n/a  $ 189

=============================
      Revenue
=============================
Total Rent:                    $3.60   $14.36    $7.22   n/a   n/a  $6.24
Reimbursements:
 CAM:                          $0.17   $ 2.12    $0.85   n/a   n/a  $0.51
Taxes:                         $0.23   $ 1.44    $0.65   n/a   n/a  $0.68
Insurance:                     $0.02   $ 0.13    $0.07   n/a   n/a  $0.08
 Miscellaneous:                $0.00   $ 0.00    $0.27   n/a   n/a    n/a
Miscellaneous Income:          $0.01   $ 0.37    $0.08   n/a   n/a  $0.04
Total Revenue:(2)              $4.40   $17.05    $9.36   n/a   n/a  $8.23

=============================
      Expenses
=============================
Total Maintenance(3)           $0.49   $ 3.55    $1.29   n/a   n/a  $0.46
Advertising & Promotion:       $0.00   $ 0.44    $0.12   n/a   n/a  $0.06
Real Estate Taxes:             $0.33   $ 1.99    $1.10   n/a   n/a  $0.86
Insurance:                     $0.07   $ 0.35    $0.15   n/a   n/a  $0.12
General & Administrative:(1)   $0.02   $ 1.56    $0.42   n/a   n/a  $0.47
Management Fees:               $0.17   $ 0.55    $0.35   n/a   n/a    n/a
Total Operating Expenses:(2)   $1.02   $ 7.04    $3.24   n/a   n/a  $2.37

=============================
Operating Expenses Ratio:       23.2%    41.3%    34.6%              28.8%
=============================

--------------------------------------------------------------------------------
1.    Excluding management fees and leasing commissions.
2.    Because data are averages, detailed dollar amounts may not add to totals.
3. Includes: Maintenance, security, and other expenses for common areas as well as some clean up/fixup/repair cost for spaces between tenants that is not a retrofit cost..
4. ULI defines a power center as containing at least one discount department store of 100,000 square feet or more and at least four category specific, off-price anchors of 20,000 square feet or more.

--------------------------------------------------------------------------------


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                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                               LEASE EXPIRATION CHART - PRO-JECT
================================================================================


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                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                TOWN CENTER PRADO
                            PROJECT DESIGNATOR: TC97
                            REVISION: 7/23/97 @ 14:39
                                EXPIRATION REPORT
                        YEARS 1998 TO 2007, ALL TENANTS,
                     INCLUDING OPTIONS, EXCLUDING RENEWALS,
                    EXCLUDING BASE LEASES AND PRIOR OPTIONS,
                      BASE RENTS EXCLUDING CPI ADJUSTMENTS,
                           EXCLUDING PERCENTAGE RENTS
                                 7/24/97 @ 16:57

                                    TERM/    BASE              TOTAL   MARKET
     TENANT            SQUARE FT  END DATE  RENT/SF  RECV/SF  RENT/SF  RENT/SF
--------------------   ---------  --------  -------  -------  -------  -------

# 10-SUITE 119                    INITIAL
HALLMARK SHOWCASE        6,800    10/1998    16.00    2.07     18.07    15.73

# 12-SUITE 136                    INITIAL
DISC GO ROUND            1,300    12/1998    16.97    2.87     19.84    19.34
                        ------               -----    ----     -----    -----
 2 FY 99 EXPIRATIONS     8,100               16.16    2.20     18.35    16.31

# 13-SUITE 128                    INITIAL
MAILBOXES ETC            1,320    11/2000    19.10    3.04     22.14    19.92

# 14-SUITE 138                    INITIAL
BELLSOUTH MOBILITY       1,500    11/2000    19.35    2.26     21.62    19.92

# 17-SUITE 130                    INITIAL
GREAT CLIPS                960    11/2000    19.67    2.39     22.06    19.92

# 20-SUITE 152                    INITIAL
HICKORY HAMS             2,573    11/2000    18.28    3.04     21.32    18.84

# 18-SUITE 142                    INITIAL
PARTY CITY               9,975     1/2001    15.75    2.31     18.06    17.19

# 23-SUITE 134                    INITIAL
FIRST DISCT TRAVEL       1,320     1/2001    19.10    2.48     21.58    20.52

# 22-SUITE 122                    INITIAL
JENNY CRAIG              2,125     2/2001    16.00    2.29     18.29    19.41

# 19-SUITE 145                    INITIAL
TSI SOCCER INC           3,170     2/2001    16.13    2.48     18.61    18.30

# 25-SUITE 102                    INITIAL
NEW HOMES AMERICA        3,300     2/2001    19.13    3.13     22.26    19.41
                        ------               -----    ----     -----    -----
9 FY101 EXPIRATIONS     26,243               17.18    2.55     19.72    18.51
                        ------               -----    ----     -----    -----
11 CUMULATIVE EXPS      34,343               16.94    2.47     19.40    17.99

# 5-SUITE 108                     INITIAL
GATEWAY 2000             6,500     2/2002    15.00    2.79     17.79    17.71

# 16-SUITE 132                    INITIAL
OLSTEN STAFFING          1,200     3/2002    20.25    3.06     23.31    21.13

# 8-SUITE 115                     INITIAL
WENDY'S BRIDAL           5,500     5/2002    14.50    3.21     17.71    17.71
                        ------               -----    ----     -----    -----
3 FY102 EXPIRATIONS     13,200               15.27    2.99     18.26    18.02
                        ------               -----    ----     -----    -----
14 CUMULATIVE EXPS      47,543               16.47    2.61     19.08    18.00


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                                                     VALUATION ADVISORY SERVICES
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

                                                                          PAGE 2


                                    TERM/    BASE              TOTAL   MARKET
     TENANT            SQUARE FT  END DATE  RENT/SF  RECV/SF  RENT/SF  RENT/SF
--------------------   ---------  --------  -------  -------  -------  -------

# 15-SUITE 138                    INITIAL
AT&T                     2,000     9/2002    20.00    3.21     23.21    19.99

# 28-SUITE OPB                    INITIAL
ATLANTA BREAD            4,000     9/2002    16.00    3.21     19.21    17.14

# 6-SUITE 110                     INITIAL
VACANT                   3,848    12/2002    16.75    3.21     19.96    19.41

# 21-SUITE 147                    INITIAL
VACANT                   2,125     2/2003    17.76    3.30     21.06    20.59

# 24-SUITE 150                    INITIAL
VACANT                   2,800     5/2003    17.76    3.30     21.07    20.59
                         -----               -----    ----     -----    -----

5 FY103 EXPIRATIONS     14,773               17.32    3.24     20.56    19.27
                         -----               -----    ----     -----    -----

19 CUMULATIVE EXPS      62,316               16.67    2.76     19.43    18.30

# 26-SUITE OPA                    INITIAL
BLOCKBUSTER              7,000     6/2007    20.15    3.13     23.28    25.16
                         -----               -----    ----     -----    -----

1 FY107 EXPIRATIONS      7,000               20.15    3.13     23.28    25.16
                         -----               -----    ----     -----    -----

20 CUMULATIVE EXPS      69,316               17.03    2.80     19.82    18.99


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                COMPETITIVE PROPERTY PHOTOGRAPHS
================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                COMPETITIVE PROPERTY PHOTOGRAPHS
================================================================================

                               [GRAPHIC OMITTED]

                              Home Center Village


                               [GRAPHIC OMITTED]

                               Town Center Plaza

================================================================================


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                COMPETITIVE PROPERTY PHOTOGRAPHS
================================================================================

                               [GRAPHIC OMITTED]

                                 Barrett Place


                               [GRAPHIC OMITTED]

                               Barrett Pavilion

================================================================================


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                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                COMPETITIVE PROPERTY PHOTOGRAPHS
================================================================================

                               [GRAPHIC OMITTED]

                           Barrett Commons-MJ Designs


                               [GRAPHIC OMITTED]

                            Barrett Commons-Goody's

================================================================================


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                COMPETITIVE PROPERTY PHOTOGRAPHS
================================================================================

                               [GRAPHIC OMITTED]

                                   Cobb Place


                               [GRAPHIC OMITTED]

                              Barrett Home Center

================================================================================


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          LOCAL SALE COMPARABLES
================================================================================


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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               RETAIL SALE     1
================================================================================

Location Data
        Property Name:              Carrollton Crossroads
        Location:                   U.S. Highway 27 and U.S. Highway 166
        City:                       Carrollton
        County:
        State/Zip:                  Georgia 30117
        Assessor's Parcel No(s):    10-64
        Atlas Reference:            N/A

Physical Data
        Type:                       Power Center
        Land Area:                  36.00 Acres
        Excess Land:                N/A
        Gross Leasable Area:
          Anchors:
               Wal-Mart             123,779 SF
               Goody's              28,888 SF
               JC Penney            32,201 SF
               Kroger               49,585 SF
            Local Tenant GLA:       69,352 SF
            Anchor Tenant GLA:      234,453 SF
            Total GLA:              303,805 SF
            GLA Purchased:          303,805 SF

        Year Built:                 1987
        Parking:                    Adequate
        Condition:                  Good
        Exterior Walls:             Masonry

Sale Data
        Transaction Type:           Sale
        Date of Transaction:        01/97
        Marketing Time:             6 months
        Grantor:                    Equity Properties
        Grantee:                    Halper Enterprises/Morningside Associates
        Document No.:               N/A
        Sale Price:                 $18,100,000
        Financing:                  Cash to Seller
        Cash Equivalent Price:      $18,100,000
        Required Capital Cost:      $0
        Adjusted Sales Price:       $18,100,000
        Verification:               Confidential

Financial Data
        Assumptions & Forecast:     Broker
        Occupancy at Sale:          98.5%
        Existing or Pro Forma
         Income:                    Pro Forma
                                         TOTAL      P.S.F.
                                    ----------     -------
        Potential Gross Income:            N/A       N/A
        Vacancy and Credit Loss:           N/A       N/A
        Effective Gross Income:            N/A       N/A
        Expenses:                          N/A       N/A
        Net Operating Income:       $1,825,000     $6.01


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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               RETAIL SALE     1
================================================================================

Analysis
      Value Indicators:
      Overall Capitalization Rate (OAR): 10.08%
      Projected IRR:                     N/A
      Effective Gross Multiplier (EGIM): N/A
      Operating Expense Ratio (OER):     N/A %
      Price Per Square Foot:             $59.58

Comments

      One story, power/super community center in a rural location about 32 radial miles west of downtown Atlanta. Shops include national and local retailers that are typically found in other southeast power centers. The center was renovated in 1993. The center is performing well and many tenants are paying percentage rent. Within a 10-mile radius of the center are about 20,162 households with an average household income of about $41,800.


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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               RETAIL SALE     2
================================================================================

Location Data
       Property Name:                  Hamilton Village
       Location:                       2020 Gunbarrel Road
       City:                           Chattanooga
       County:
       State/Zip:                      Tennessee
       Assessor's Parcel No(s):        N/A
       Atlas Reference:                N/A

Physical Data
        Type:                          Power Center
        Land Area:                     44.85 Acres
        Excess Land:                   N/A
        Gross Leasable Area:
          Anchors:
             See Comments              293,222 SF
            Local Tenant GLA:          72,175 SF
            Anchor Tenant GLA:         293,222 SF
            Total GLA:                 365,397 SF
            GLA Purchased:             365,397 SF
       Year Built:                     1991
       Parking:                        Adequate
       Condition:                      Good
       Exterior Walls:                 Masonry

Sale Data
        Transaction Type:              Sale
        Date of Transaction:           03/97
        Marketing Time:                N/A
        Grantor:                       Provident Life and Accident Insurance
                                        Company
        Grantee:                       CNM Hamilton, LP
        Document No.:                  N/A
        Sale Price:                    $18,378,750
        Financing:                     Cash to Seller
        Cash Equivalent Price:         $18,378,750
        Required Capital Cost:         $0
        Adjusted Sales Price:          $18,378,750
        Verification:                  Confidential

Financial Data

        Assumptions & Forecast:        Appraiser
        Occupancy at Sale:             96%
        Existing or Pro Forma Income:  Existing
                                                TOTAL    P.S.F.
                                           ----------    ------
        Potential Gross Income:                   N/A     N/A
        Vacancy and Credit Loss:                  N/A     N/A
        Effective Gross Income:                   N/A     N/A
        Expenses:                            $625,169    $1.71
        Net Operating Income:              $1,934,031    $5.29


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               RETAIL SALE     2
================================================================================

Analysis
      Value Indicators:
      Overall Capitalization Rate (OAR):        10.52%
      Projected IRR:                            N/A
      Effective Gross Multiplier (EGIM):        N/A
      Operating Expense Ratio (OER):            N/A %
      Price Per Square Foot:                    $50.30

Comments

      Major tenants are:

      Walmart @ 114,557 sf
      Office Max @ 24,200 sf
      Books a Million @ 28,875 sf
      Waccamaw @ 59,125 sf
      Hamrick's @ 45,465 sf
      Baby Superstore @ 21,000 sf

      This center is located in the primary shopping area for Chattanooga across from Hamilton Place Mall.

      Shortly after the sale the Wal-Mart expanded to 184,757 SF displacing 21,425 SF of shops. Wal-Mart will pay for the expansion cost and has agreed to pay higher rent on the leased portion of its store to supplement income lost from the shop space it is displacing. The income figures above are as is at time of sale and do not include revenue loss or gain from the expansion.

      Expenses include 5% vacancy for shops, 3% management fee, $.10 for reserves.


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               RETAIL SALE     3
================================================================================

Location Data
        Property Name:                Lawrenceville MarketCenter
        Location:                     Ga. 316 & Ga. 120
        City:                         Lawrenceville
        County:                       Gwinnett
        State/Zip:                    Georgia
        Assessor's Parcel No(s):      N/A
        Atlas Reference:              N/A

Physical Data
        Type:                         Power Center
        Land Area:                    N/A
        Excess Land:                  N/A
        Gross Leasable Area:
          Anchors:
               AMC Theatres           65,442 SF
               Home Depot             103,550 SF
               Target                 116,245 SF
               See Comments           173,972 SF
            Local Tenant GLA:         40,620 SF
            Anchor Tenant GLA:        459,209 SF
            Total GLA:                499,829 SF
            GLA Purchased:            280,034 SF

        Year Built:                   1995
        Parking:                      6.4 spaces per 1,000 sf of GL
        Condition:                    Excellent
        Exterior Walls:               Masonry

Sale Data
       Transaction Type:              Sale
       Date of Transaction:           11/96
       Marketing Time:                N/A
       Grantor:                       Cousins Properties
       Grantee:                       The Equitable Real Estate Investment
       Document No.:                  N/A
       Sale Price:                    $34,600,000
       Financing:                     Cash to Seller
       Cash Equivalent Price:         $34,600,000
       Required Capital Cost:         $0
       Adjusted Sales Price:          $34,600,000
       Verification:                  Confidential

Financial Data
       Assumptions & Forecast:        Seller
       Occupancy at Sale:             100%
       Existing or Pro Forma Income:  Pro Forma
                                              TOTAL    P.S.F.
                                         ----------    ------
       Potential Gross Income:                  N/A       N/A
       Vacancy and Credit Loss:                 N/A       N/A
       Effective Gross Income:                  N/A       N/A
       Expenses:                                N/A       N/A
       Net Operating Income:             $3,287,000    $11.74


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               RETAIL SALE     3
================================================================================

Analysis
      Value Indicators:                   Direct Cap and DCF
      Overall Capitalization Rate (OAR):  9.50 %
      Projected IRR:                      11.00 %
      Effective Gross Multiplier (EGIM):  N/A
      Operating Expense Ratio (OER):      N/A %
      Price Per Square Foot:              $123.56

Comments

      Single level, non-enclosed power center that is located about 25 radial miles northeast of downtown Atlanta. Anchors not listed above include:
      Goody's @ 32,400 sf; Linens N Things @ 35,000 sf; Marshalls @ 30,000 sf; MJ Designs @ 38,966 sf, Old Navy @ 14,000 sf; and PetsMart @ 25,606 sf. Smaller mini-anchor tenants include a number of well known power center type retailers.
      Purchased in two transactions: the owned GLA (280,034 sf) and three ground leases which have been improved by the ground lessee with free standing Target, Home Depot and Bertucci's buildings. Their GLA is not included in the GLA purchased which is shown above. However, the net operating income above does include the rental contribution from the ground leased parcels. Within a 10-mile radius of the property there are about 122,348 households with an average household income of about $70,300.


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               RETAIL SALE     4
================================================================================

Location Data
        Property Name:                 Perimeter Village
        Location:                      West Side Of Ashford Dunwoody Road
                                        Approx. 1/4 Mile North Of
        City:                          Atlanta
        County:
        State/Zip:                     Georgia
        Assessor's Parcel No(s):       N/A
        Atlas Reference:               N/A

Physical Data
        Type:                          Power Center
        Land Area:                     32.00 Acres
        Excess Land:                   0
        Gross Leasable Area:
          Anchors:
                See Comments
            Local Tenant GLA:          108,301 SF
            Anchor Tenant GLA:         258,299 SF
            Total GLA:                 366,600 SF
            GLA Purchased:             366,600 SF

        Year Built:                    1995
        Parking:                       N/A
        Condition:                     Excellent
        Exterior Walls:                Brick Veneer

Sale Data
        Transaction Type:              Sale
        Date of Transaction:           07/96
        Marketing Time:                N/A
        Grantor:                       Jacoby Development, Inc.
        Grantee:                       Prudential
        Document No.:                  N/A
        Sale Price:                    $50,000,000
        Financing:                     Cash to Seller
        Cash Equivalent Price:         $50,000,000
        Required Capital Cost:         $0
        Adjusted Sales Price:          $50,000,000
        Verification:                  Confidential

Financial Data
        Assumptions & Forecast:        Seller
        Occupancy at Sale:             93%
        Existing or Pro Forma Income:  N/A
                                                  TOTAL     P.S.F.
                                             ----------    -------
        Potential Gross Income:                     N/A      N/A
        Vacancy and Credit Loss:                    N/A      N/A
        Effective Gross Income:                     N/A      N/A
        Expenses:                                   N/A      N/A
        Net Operating Income:                $4,700,000    $12.82


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               RETAIL SALE     4
================================================================================

Analysis
      Value Indicators:                     Direct Cap and DCF
      Overall Capitalization Rate (OAR):    9.40 %
      Projected IRR:                        N/A
      Effective Gross Multiplier (EGIM):    N/A
      Operating Expense Ratio (OER):        N/A %
      Price Per Square Foot:                $136.39

Comments

      Primarily a one-story, concrete block center with brick facade. There is one portion that is 2-story containing 25,000 SF.

      Wal-Mart                  149,429 SF
      Borders Books             40,000 SF
      Rhodes Furniture          40,000 SF
      Reading China & Glass     25,550 SF
      Designer Shoe W'House     19,920 SF
      Just For Feet             15,000 SF
      Ulta3 Cosmetics           8,400 SF

      Shops lease between $18-$30 with an average rental rate of $25.00/SF.

      Perimeter Village went under contract to sell in July 1995 on an "earn-out" basis. The base purchase price was $44.0 million increasing to $50.0 once pre-established occupancy goals were met. Underwriting includes a 5% vacancy on noncredit tenants, a $.10/SF reserve for replacements and a 3% management fee.


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               RETAIL SALE     5
================================================================================

Location Data
        Property Name:                The Village At University Place
        Location:                     SWQ Of Interstate 85 and W.T. Harris Blvd.
        City:                         Charlotte
        County:                       Mecklenburg
        State/Zip:                    North Carolina
        Assessor's Parcel No(s):      N/A
        Atlas Reference:              N/A

Physical Data
        Type:                         Power Center
        Land Area:                    37.50 Acres
        Excess Land:                  N/A
        Gross Leasable Area:
          Anchors:
              Best Buy                44,400 SF
              Office Depot            30,800 SF
              TJ Maxx                 30,000 SF
              Rhodes Furniture        35,000 SF
           Local Tenant GLA:          194,300 SF
           Anchor Tenant GLA:         140,200 SF
           Total GLA:                 334,500 SF
           GLA Purchased:             334,500 SF

        Year Built:                   1995
        Parking:                      N/A
        Condition:                    Good
        Exterior Walls:               Masonry

Sale Data
        Transaction Type:             Sale
        Date of Transaction:          08/96
        Marketing Time:               N/A
        Grantor:                      University Place Mall, Inc. (The Hahn Co.)
        Grantee:                      Village Place I and II, Inc.
        Document No.:                 LIBER 8707, PAGES 434-443
        Sale Price:                   $33,400,000
        Financing:                    Cash to Seller
        Cash Equivalent Price:        $33,400,000
        Required Capital Cost:        $0
        Adjusted Sales Price:         $33,400,000
        Verification:                 Representative Of The Seller

Financial Data
        Assumptions & Forecast:       Seller
        Occupancy at Sale:            100%
        Existing or Pro Forma Income:  Pro Forma
                                             TOTAL    P.S.F.
                                        ----------    ------
        Potential Gross Income:                 N/A      N/A
        Vacancy and Credit Loss:                N/A      N/A
        Effective Gross Income:                 N/A      N/A
        Expenses:                               N/A      N/A
        Net Operating Income:            $3,289,900    $9.84


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               RETAIL SALE     5
================================================================================

Analysis

      Value Indicators:                   Direct Cap
      Overall Capitalization Rate (OAR):  9.85 %
      Projected IRR:                      N/A
      Effective Gross Multiplier (EGIM):  N/A
      Operating Expense Ratio (OER):      N/A %
      Price Per Square Foot:              $99.85

Comments

      New power center constructed on the northeast side of Charlotte by the Hahn Company. The developer had intended to originally build a mall but opted for a power center. The nearest regional mall is Eastland Mall. According to the Directory of Major Malls, the center has a primary trade area of 200,000 with an average household income of $40,000. Tenants include Best Buy, Hannaford Brothers, TJ Maxx, Office Depot, Rhodes Furniture, Michaels Stores, and a supermarket. Wal-Mart and Sam's are also on the site but are separately owned. In addition, there are nine pad sites capable of accommodating 75,000 SF of retail area. Several of these were leased. Exclusive of the outparcel GLA, the center contained 259,500 square feet.

      The seller reports that the transactions were structured with an earnout. The initial purchase price was $28.9 million which will increase to $33.4 million upon the completion and lease-up of the last phase which should occur during 1997. We could not confirm the buyer's assumptions but a representative of the seller said the buyer based the price on a 9.8% cap rate on all income but the ground rent which was underwritten on a 10.0% cap rate. The 9.85% cap rate is our interpolation of the net income.

      The Parcel #s for the site are 047-201-42, 44, 45; 047-252-04; and
      047-292-41.


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                        APPRAISER QUALIFICATIONS
================================================================================


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                  QUALIFICATIONS
================================================================================

                                                             Luten L. Teate, MAI

Professional Affiliations:

      Member of the Appraisal Institute (MAI Designation No. 7843) Georgia Certified General Real Estate Appraiser (No. CG001389) Licensed Real Estate Salesman (Georgia)
      Member of Cushman & Wakefield's Regional Mall Valuation Committee

Real Estate Experience:

      Senior Appraiser, Cushman and Wakefield of Georgia, Inc., Valuation Advisory Services, Atlanta, Georgia, a full service real estate organization specializing in appraisal and consultation. 1981 to present.

      Three years previous experience as associate appraiser with Couch & Associates (firm acquired by Cushman & Wakefield in April, 1981), Atlanta, Georgia.

      Previously, four years experience as real estate title examiner for several local law firms, Atlanta, Georgia.

      Experience in valuation of Class A, CBD, office towers and regional shopping malls and consultation and valuation service involving both improved and unimproved properties.

      Market and feasibility studies for proposed development projects and other property investments.

      Valuation techniques include Discounted Cash Flow Analysis and other computer-assisted applications.

Education:

      Emory University -- B.A. (Economics)
      Georgia State University -- various post graduate real estate courses.

      Appraisal Institute Courses: Litigation Valuation Course, Case Studies in Valuation, Standards of Professional Practice, Valuation Analysis, Courses 101 and 201.

      Certified in Appraisal Institute's voluntary program of continuing education for its designated members.


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                       =======================================

                       COMPLETE APPRAISAL OF
                       REAL PROPERTY

                       Independence Commons
                       N/E/C 39th Street and Arrowhead Drive
                       City of Independence
                       Jackson County, Missouri

                       =======================================


                       IN A SUMMARY REPORT

                       As of July 1997


                       Master Realty Inc.
                       Managing Member of Community Centers II, LLC
                       1180 Avenue of the Americas
                       18th Floor
                       New York, New York 10036-8401


                       Lehman Brothers, Inc.
                       3 World Financial
                       20th Floor
                       New York, New York 10285


                       Cushman & Wakefield, Inc.
                       Valuation Advisory Services
                       51 West 52nd Street, 9th Floor
                       New York, NY 10019

Cushman & Wakefield, Inc.                                              CUSHMAN &
51 West 52nd Street                                                WAKEFIELD (R)
New York, NY 10019-6178                                     Improving your place
(212) 841-7500                                                     in the world.


July 10, 1997


Mr. Brian Summers
Vice President
Master Realty inc.
Managing Member of Community Centers II, LLC
1180 Avenue of the Americas
18th Floor
New York, New York 10036-8401

Mr. Thomas Burke
Vice President
Lehman Brothers, Inc.
3 World Financial Center
20th Floor
New York, New York 10285

Re:     Independence Commons
        N/E/C 39th Street and
        Arrowhead Drive
        City of Independence
        Jackson County, Missouri

Gentlemen:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield, Inc. is pleased to transmit our report estimating the market value of the leased fee estate in the above referenced real property.

      As specified in the Letter of Engagement, the value opinion reported herein is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report. This is a complete appraisal prepared in accordance with the Uniform Standards of Professional Appraisal Practice. The results of the appraisal are being conveyed in a Summary Report according to our agreement. The accompanying report summarizes the pertinent data, analysis and conclusions secured in our investigation, rather than provide a self-contained narrative within the report. It is noted that this report incorporates by reference our previous Complete Appraisal prepared in a Self-Contained report format with a date of value of August 30, 1995.

      This report was prepared for Master Realty Inc., Managing Member of Community Centers, II, LLC and Lehman Brothers, Inc. (Clients) and it is intended only for the specified use of the Clients. The property was inspected by and the report prepared by Martha A. Shelley, MAI.

Cushman & Wakefield, Inc.

Master Realty, Inc.
Lehman Brothers, Inc.                Page 2                        July 10, 1997

      As a result of our total analysis, we have formed an opinion that the market value of the leased fee estate in the subject property, as of July 2, 1997, the date of inspection, was:

                          THIRTY EIGHT MILLION DOLLARS
                                   $38,000,000

      This letter is invalid as an opinion of value if detached from the report, which contains the text, exhibits and an Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD, INC.


/s/ Martha A. Shelley
---------------------------
    Martha A. Shelley, MAI
    Director
    Retail Valuation Group


MAS:mas
#97-9394

                                        SUMMARY OF SALIENT FACTS AND CONCLUSIONS
================================================================================

Property Name:                Independence Commons

Location:                     The subject property is located at the northeast
                              corner of 39th Street and Arrowhead Drive, City of
                              Independence, Jackson County, Missouri.

Date of Inspection:           July 2, 1997

Ownership:                    Community Centers II, LLC

Total Land Area:
  Shopping Center:            42.21+/- acres (1,838,668+/- square feet)
  Net Area (Owned):           39.58+/- acres (1,724,105+/- square feet

Zoning:                       C-P-2, Planned General Commercial

Improvements
  Type: Single-level power center constructed of brick and concrete walls and concrete slab foundation.

Gross Leasable Area (Owned):
                  ===========================================================
                   Building Components         Building Area      % of Total
                  ===========================================================
                  Anchor Tenants
                    Kohl's                     80,684+/- SF
                    Bed Bath & Beyond          40,000+/- SF
                    Marshall's                 30,439+/- SF
                    Rhodes Furniture           50,640+/- SF
                    Barnes & Noble             30,000+/- SF
                    AMC Theatres               63,800+/- SF
                  ===========================================================
                  Subtotal Anchors:           295,563+/- SF          77.3%
                  ===========================================================
                  Other Major Tenants:
                    Nill Bros. Sporting Goods  12,033+/- SF
                    Coomers Crafts             15,003+/- SF
                  ===========================================================
                  Subtotal Other Majors:       27,036+/- SF           7.1%
                  ===========================================================
                  Shop Tenants:
                    Building B                 24,463+/- SF
                    Building K                 18,000+/- SF
                  ===========================================================
                  Subtotal Shop Area:          42,463+/- SF           11.1%
                  ===========================================================
                  Total Owned Center Area:    365,062+/- SF           95.5%
                  ===========================================================

Total Building Area:          382,162+/- square feet (including three non-owned
                              pad sites)

Year Built:                   1996

Condition:                    New/Excellent

Land-to-Building Ratio:       4.72:1 (owned)

                                        Summary Of Salient Facts And Conclusions
================================================================================

Site Coverage:                21.2% (owned)

Parking Spaces Provided:      2,282 stalls are provided (5.97 cars per 1,000
                              square feet of total building area)
Highest and Best Use
  If Vacant:                  Commercial/retail utilization built to its maximum
                              feasible FAR.

  As Improved:                Continued retail use as a power/community center.

Operating Data and Forecasts
  Current Occupancy:          97.3%

  Forecasted Stabilized
    Occupancy:                97% (based on small shop GLA and net of downtime
                              provisions).

  Operating Expenses          Annual Amount          Unit Rate *
                              -------------          -----------
      1997 Budget (Owners):(1)  $ 876,933              $2.40
      1997 C&W Forecast:        $1,210,715             $3.31

   *  Per square foot of owned GLA
  (1) Ownership's budgeted expenses do not include full tax bill.

Value Indicators

  Cost Approach:               N/A
  Sales Comparison Approach:   $37,600,000 to $38,300,000
  Income Approach
      Direct Capitalization:   $38,160,000
      Discounted Cash Flow:    $38,000,000

Investment Assumptions
  Holding Period:              10 years
  Income Growth Rate:          +3.0%
  Expense Growth Rate:         +3.0 %
  Sales Growth Rate:           +3.0%
  Tenant Improvements-
      New Tenants:             $2.00/SF
      Renewing Tenants:        None
  Commissions
      New Tenants:             $3.00/SF
      Renewing Tenants:        None
  Vacancy Between Tenants:     3 months
  Renewal Probability:         70%
  Terminal Capitalization
    Rate:                      9.75% - 10.00%
  Cost of Sale at Reversion:   2.50%

                                        Summary Of Salient Facts And Conclusions
================================================================================

  Discount Rate:               10.75% - 11.00%

Value Conclusion:              $38,000,000

Resulting Indicators
  Unit Rate:                   $104.09/SF of owned GLA
  Net Income (FY 1998):        $3,625,231
  Implicit Overall
    Capitalization Rate:       9.54%

Exposure Time Implicit
  in Market Value Conclusion:  Not to exceed 12 months

Special Risk Factors:          None

Special Assumptions:

      1. Throughout the analysis we have relied on information provided by ownership and management which we assume to be accurate. This information was provided in the form of a rent roll, budgets, sales reports and other property specific information. We were also provided with a Pro-Ject diskette for the property which ownership has portrayed as containing the actual lease terms. It is noted that we have not audited actual lease documents but have relied on the terms provided in the rent roll and Pro-Ject file.

      2. We have made a visual inspection of building improvements and local environs in the process of this analysis. Our comments are limited to those items which were readily observable and apparent to such an inspection. Comments regarding the structural integrity of improvements are beyond the scope of our engagement and are best made by a professional engineer.

      3. The forecasts of income and expenses contained herein are not predictions of the future. Rather, these projections are our best estimates of current market thinking on future income, expenses, growth rates, and demand. No warranty or representation is made with regard to materialization of these forecasts.

      4. Please refer to the complete list of assumptions and limiting conditions included at the end of this report. We believe, based on the assumptions employed in our cash flow analysis and based on our selection of investment parameters for the subject, the value conclusion represents a market price achievable within one year's exposure time on the open market.

                                                               TABLE OF CONTENTS
================================================================================

                                                                     Page

PHOTOGRAPHS OF SUBJECT PROPERTY ............................................   1

INTRODUCTION ...............................................................   5
  Property Ownership and Recent History ....................................   5
  Purpose and Intended Use of the Appraisal ................................   5
  Extent of the Appraisal Process ..........................................   5
  Date of Value and Property Inspection ....................................   6
  Property Rights Appraised ................................................   6
  Definitions of Value, Interest Appraised, and Other Pertinent Terms ......   7
  Legal Description ........................................................   8

REGIONAL ANALYSIS ..........................................................  10

NEIGHBORHOOD DESCRIPTION ...................................................  17

RETAIL MARKET ANALYSIS .....................................................  20

PROPERTY DESCRIPTION .......................................................  34
      Site Description .....................................................  34
      Improvements Description .............................................  34

REAL PROPERTY TAXES AND ASSESSMENTS ........................................  38

ZONING .....................................................................  39

HIGHEST AND BEST USE .......................................................  40
  Highest and Best Use of Site As Though Vacant ............................  40
  Highest and Best Use of Property as Improved .............................  40

VALUATION PROCESS ..........................................................  42

SALES COMPARISON APPROACH ..................................................  43

INCOME APPROACH ............................................................  50

RECONCILIATION AND FINAL VALUE ESTIMATE ....................................  75

ASSUMPTIONS AND LIMITING CONDITIONS ........................................  78

CERTIFICATION OF APPRAISAL .................................................  80

                                                               Table Of Contents
================================================================================

ADDENDA ....................................................................  81
        NATIONAL RETAIL MARKET OVERVIEW
        ENDS FULL DATA REPORTS
        SPECIALTY RETAIL AND THEATER LEASE COMPARABLES
        SUBJECT RENT ROLL
        1997 OPERATING BUDGET
        PRO-JECT LEASE ABSTRACT REPORT
        PRO-JECT ASSUMPTION REPORT
        PRO-JECT LEASE EXPIRATION REPORT
        CUSHMAN & WAKEFIELD INVESTOR SURVEY
        STATE OF MISSOURI OUT OF STATE AUTHORIZATION TO APPRAISE
        PROFESSIONAL QUALIFICATIONS

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================


                               [GRAPHIC OMITTED]

The subject Kohl's discount department store, which anchors the west end of the center.


                               [GRAPHIC OMITTED]

 View showing the west end of the subject Independence Commons shopping center.


================================================================================

                                                 Photographs Of Subject Property
================================================================================


                               [GRAPHIC OMITTED]

                View showing the east end of the subject center.


                               [GRAPHIC OMITTED]

         AMC Theatre, which anchors the east end of the subject center.


================================================================================

                                                 Photographs Of Subject Property
================================================================================


                               [GRAPHIC OMITTED]

Building K, a multi-tenant out parcel building included in the subject ownership.

                               [GRAPHIC OMITTED]

  Looking south from the AMC Theatre parking lot at the 2.28-acre vacant pad.


================================================================================

                                                 Photographs Of Subject Property
================================================================================


                               [GRAPHIC OMITTED]

   The Smokehouse BBQ and Fazoli's out parcels, which are not included in the ownership.

                               [GRAPHIC OMITTED]

          Looking east along 39th Street along the subject's frontage.
                Independence Center regional mall is to the right
               side of the photograph and the subject center is to
                                    the left.


================================================================================

                                                                    INTRODUCTION
================================================================================

Property Ownership and Recent History

      Title to the subject property is currently vested with Community Centers II, LLC, a joint venture between Developers Diversified Realty Corporation (DDR) and DRA Advisors, Inc. (DRA). The subject was acquired as part of the former Homart Community Center Division for a total purchase price of approximately $500.0 million from General Growth Properties, Inc. The date of transfer was November 17, 1995. Allocation of the total price to the subject Independence Commons was not available.

      A history of the project shows that the 42+/- acre site was originally acquired by Homart Community Centers, Inc. for a recorded consideration of $4,775,000. Subsequent to the sale, Homart developed the subject center to its present configuration with the project opening in the summer of 1996. The subject center is currently 98 percent leased and occupied. There are two vacant retail suites in Building K with a combined area of 10,300 square feet; however, there is a pending lease with The Associates for the 3,500 square foot store. The terms of the pending lease are considered reflective of market and we have incorporated the pending deal points in our analysis. The leasing representative reported strong interest in the remaining end-cap space (6,800 sf) from a bicycle retailer, although the terms of the lease have not yet been negotiated.

      Prior to the sale to Community Centers II, LLC, Homart had sold an 1.0-acre pad site to Brinker International (Chili's Restaurant) for $486,000. Two other pad sites were sold in early 1996. Fazoli's restaurant purchased a 0.63-acre pad for $340,000; Smokehouse BBQ purchased a 1.0-acre site for $527,000. All three of these pad developments are now classified as a non-owned buildings.

      There is one vacant pad remaining at the subject center. AMC Theatres is negotiating a letter of intent to lease this pad. The site will be developed with additional parking to support an expansion of the existing theater. We were not provided with documentation of the pending pad lease to AMC Theatre. However, representative of DRA Advisors indicated that it will generate approximately $80,000 annual rent revenue. We have included rent revenue from the pending AMC Theatre pad ground lease in our analysis.


Purpose and Intended Use of the Appraisal

      The purpose of this appraisal is to estimate the "as is" market value of the leased fee estate in the subject property. The intended use of the report is to underwrite a securitized financing transaction being arranged by Lehman Brothers, Inc.


Extent of the Appraisal Process

      In the process of preparing this appraisal, we:

      o Inspected the exterior of the buildings, site improvements, and a representative sample of tenant spaces.

      o Interviewed representatives of ownership and the property management company including Alan Bobman, the leasing representative.


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                                                                    Introduction
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      o     Reviewed leasing policy, concessions, tenant build-out allowances and history of recent rental rates and occupancy.

      o Reviewed a 1997 budget of income and expense as well as actual 1996 operating data, which reflects a partial year's operation.

      o Conducted market research of occupancy rates, asking rents, concessions and operating expenses at competing properties.

      o Conducted market inquiries into recent sales of similar retail centers to ascertain sales price per square foot, effective gross income multipliers and capitalization rates. This process involved telephone interviews with sellers, buyers and/or participating brokers.

      o Reviewed trade area specific data for the property as prepared by Equifax National Decision Systems.

      o In the course of this assignment we did not review actual lease documents. We were provided with a Pro-Ject model prepared as of July 1997, a current rent roll and other tenant specific data.

      o Estimated market rental rates, absorption, and stabilized income and expenses for the subject based on available market data and the current market thinking relative to growth in market rents and market absorption.

      o Developed a value estimate of the center through direct sales comparison.

      o Prepared a detailed discounted cash flow (DCF) analysis using Pro-Ject +plus software for the purpose of discounting the forecasted net income stream to a present value of the leased fee estate for the center.

      o Prepared a forecast of income and expenses in connection with preparing an estimate of stabilized net income for direct capitalization purposes.

      o Reconciled the value indications and concluded a final value estimate for the subject in its "as is" condition.

      o For this assignment, a Complete Appraisal of the subject property was performed with the results conveyed in this summary report. A Complete Appraisal involves an estimate of market value without any departure from the Uniform Standards of Professional Appraisal Practice maintained by the Appraisal Foundation. A summary appraisal report format provides a summary of the data, analyses, and conclusions rather than presenting a self-contained narrative within the report. Other pertinent data is retained in our files. This report also incorporates our previous Complete Appraisal prepared in a self-contained report format with a date of value of August 30, 1995 by reference.

Date of Value and Property Inspection

        The property has been valued as of July 2,1997. On that date, Martha A. Shelley, MAI inspected the property and its environs.

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                                                                    Introduction
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Property Rights Appraised

        Leased fee estate.

Definitions of Value, Interest Appraised, and Other Pertinent Terms

      The definition of market value taken from the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, is as follows:

      The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

      1.    Buyer and seller are typically motivated;

      2. Both parties are well informed or well advised, and acting in what they consider their own best interests;

      3.    A reasonable time is allowed for exposure in the open market;

      4. Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

      5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

      Exposure Time

      Under Paragraph 3 of the Definition of Market Value, the value estimate presumes that "A reasonable time is allowed for exposure in the open market". Exposure time is defined as the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at the market value on the effective date of the appraisal. Exposure time is presumed to precede the effective date of the appraisal.

      The following definitions of pertinent terms are taken from the Dictionary of Real Estate Appraisal Third Edition (1993), published by the Appraisal Institute.

      Fee Simple Estate

      Absolute ownership unencumbered by any other interest or estate, subject to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat.

      Leased Fee Estate

      An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease.

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                                                                    Introduction
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      Market Rent

      The rental income that a property would most probably command on the open market, indicated by the current rents paid and asked for comparable space as of the date of appraisal.

      Cash Equivalent

      A price expressed in terms of cash, as distinguished from a price expressed totally or partly in terms of the face amounts of notes or other securities that cannot be sold at their face amounts.

      These definitions have been taken into account when arriving at the estimate of market value reported in this appraisal assignment.


Legal Description

      We were not provided with a legal description for the subject property.

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                                [GRAPHIC OMITTED]
                                  REGIONAL MAP


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                                      -9-
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                                                               REGIONAL ANALYSIS
================================================================================

General Overview

      The subject property is located in the City of Independence, Jackson County, which is part of the Kansas City MSA. The Kansas City MSA includes 11 counties, 4 in Kansas (Johnson, Leavenworth, Miami, and Wyandotte), and 7 in Missouri (Cass, Clay, Clinton, Jackson, Lafayette, Platte, and Ray). Kansas City is among the most centrally located urban markets in the country, providing for superior marketing and distribution capabilities. Positioned in the heart of the farm belt at the confluence of the Kansas and Missouri Rivers, the city and its suburbs lie within 1,500+/- miles of nearly every point in the continental U.S. The MSA is approximately 793 miles from Atlanta, GA., 501 miles from Chicago, IL., 489 miles from Dallas, TX., 602 miles from Denver, CO., 435 miles from Minneapolis, MN., and 975 miles from Toronto, Canada.

      Kansas City is a bi-state community covering more than 5,400+/- square miles and containing more than 120 municipalities. Ideally located as a regional hub, the city is at the center of a 200-mile radius which includes St. Louis, MO., Des Moines, IA., Omaha, NE., Tulsa, OK., and Wichita, KS. Kansas City is one of the largest agricultural distribution centers in the country and has become one of the Midwest's major centers for trade, communications, finance, and industry. The region offers a high standard of living, combined with one of the lowest costs of living of all major U.S. cities. In addition, the area consistently ranks below the national average for costs of housing, transportation, food, and utilities.


Population

      Population in the Kansas City MSA has grown at a relatively moderate-stable pace over the past decade, showing increases of 0.9 percent per year from 1980 to 1990, and 0.9 percent per year from 1990 to 1996. By comparison, the State of Missouri has experienced population growth of 0.7 percent per year over the last six years, while the U.S. reports population growth of about 1.1 percent per year for the same period. Estimates for 1996 place population in the Kansas City MSA at 1,674,616+/-, an aggregate increase of 5.8 percent over 1990 and 1.0 percent increase over the 1995 population estimate.

      The Kansas portion of the MSA has added more than twice as many residents over the past decade as the more manufacturing-intensive Missouri side.

      Through 2000, population growth in the MSA is forecasted to be 0.6 percent per year according to Woods & Poole Economics, higher than the rate of growth projected for the state as a whole. Equifax National Decision Systems (ENDS) projects population growth of 0.9 percent per year through 2000, while WEFA forecasts annual population growth of about 0.9 percent per year. Sales & Marketing Management is also projecting population growth of 0.9 percent per annum over the next five years. The consensus forecast is for 0.8 percent annual population growth in the Kansas City MSA through 2000.

Households

      Like the nation as a whole, household formation has occurred at a rate in excess of population growth within the subject region. This acceleration has been the result of several trends, namely the fact that the population is generally living longer, divorce rates have been on the rise, and many younger professionals are postponing marriage and/or leaving home at an

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                                                               Regional Analysis
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earlier age, all resulting in increases of one- and two-person households. The total number of households in the Kansas City MSA has increased from 534,568+/- in 1980 to 657,896+/- in 1996, a compound annual increase of about 1.3 percent per year. Accordingly, the number of persons per household within the MSA has decreased from 2.71 in 1980 to 2.54 in 1996.

      Projections through 2000 by Woods & Poole Economics show household growth in Kansas City at 0.7 percent per year, slightly higher than population growth forecasts. ENDS projects household growth at 0.85 percent per year, which is basically equivalent to their projection population growth rate. Combined with other projections, the consensus forecast shows annual household growth of 0.9 percent per year through 2000.


Cost of Living

      Kansas City is generally considered to be a low-cost area for businesses and residents. Housing, utility, and transportation costs are consistently among the bottom 20 of Top 100 MSAs. Additionally, K.C. residents enjoy a relatively low tax burden; both property taxes per capita and state and local taxes per capita rank the city among the bottom 30 for Top 100 MSAs. The ACCRA Inter-City Index ranks Kansas City at 96.9 percent when compared against the national benchmark of 100.0, as of the First Quarter 1997.

Income

      Income levels in the MSA have consistently tracked higher than state and national figures. In addition, low costs of living help to boost resident buying power. On a per capita basis, Kansas City has an average income of $22,732 for 1996, about 2.1 percent higher than the state level of $18,968 and 2.0 percent above the national per capita income level of $18,905. Jackson County has a significantly lower per capita income figure than the MSA of $18,639.

      Income growth has generally kept pace with state and national trends, experiencing annual growth of roughly 6.5 percent per year (1980-90); 7.1 percent per year from 1990 to 1996 (not adjusted for inflation). Income projections by Woods & Poole Economics show per capita income growth of 4.6 percent per year for the Kansas City MSA.


Effective Buying Income

      While income levels are above average for the state and nation, lower taxes and housing costs tend to further improve the purchasing power of area residents. As such, the effective disposable income of residents--adjusted for tax payments, contributions to pension funds, and the cost of new housing--ranks fairly comparable than other regions of the Plains States. Sales & Marketing Management places median household effective buying income at $35,148 for Kansas City as of 1995, higher than the state median of $30,297, the West North Central median of $30,574, and the U.S. median of $32,238. Jackson County has a substantially higher median household EBI of $47,433.

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                                                               Regional Analysis
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      According to Sales & Marketing Management's Survey of Buying Power, the
Kansas City MSA had a total effective buying income of $27,210,609,000 at the beginning of 1996. Total EBI is forecasted to increase at a compound annual rate of 4.37 percent over the next five years to $33.69 billion in 2000.


Economic Trends

      The Kansas City MSA has a relatively diverse economic base. Several factors contribute to the strength and stability of the local economy, including a good quality of life, a skilled labor force, low taxes, financial incentives by government, and a good transportation network. Over the past several years, the region has seen stable investment from new companies, as well as expanding industries. Statistics on labor, employment, investment, and construction show evidence of the region's dynamic economic growth.

      Kansas City's location gives it superior marketing and distribution capabilities. Its centrality enables manufacturers to benefit from low business costs associated with distribution services by reducing travel and shipping times. The MSA's advanced and diverse transportation network provides companies easy access to local, regional, and national markets. The wide range of manufacturing operations provides additional stability to the economy when one of its industries suffers a slowdown.

      In many ways, agribusiness remains a key element of the region's economy. Kansas City is one of the largest agricultural distribution centers in the country, making trade one of its most important economic components. In fact, part of the region's strength, as well as its weakness, is its large trade sector. Wholesale trade, in particular, depends on the level of agricultural activity in surrounding areas.

      Hand-in-hand with the dominance of wholesale trade is a large transportation and warehousing industry. Transportation services, communication, and utilities are also over-represented when compared with other Top 100 MSAs. Kansas City has become a major regional center for communications and business services, providing support for much of the Plains States region. In recent years, businesses selling goods and services outside the MSA have also been expanding, including communications and tourism.

      As a regional transportation and trade center, Kansas City is a logical place for government to do business on both the federal and state level. This sector of employment has seen stable growth over the years and represents approximately 13.8 percent of nonfarm employment within the region.

      Kansas City's manufacturing base has been declining over the years, both in terms of level and as a share of total employment. Over the past 5 years, however, declining trends appear to have stabilized. Dominating the city's manufacturing sector are printing and publishing and transportation equipment. Although witnessing a slowdown in the late-1980s/ early-1990s, the lagging automobile market has improved in recent years and remains as one of Kansas City's key industries. It is duly noted, however, that many of K.C.'s durable manufacturing industries, particularly transportation equipment, are cyclical in nature, leaving this relatively diverse economy still vulnerable to recession.

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                                                               Regional Analysis
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      Finance and insurance, as well as the services industry, have shown good stability and relatively strong growth amidst the region's well educated labor force. With a strong representation of Fortune 1000 companies, including AT&T's
1 0-state regional headquarters, Sprint Corporation's national headquarters, H&R Block's national headquarters, and Yellow Corporation's headquarters, Kansas
City should remain a dynamic business center and provide for a stable consumer market despite recent slowdowns in manufacturing and trade.


Unemployment Rates

      Unemployment rates in the Kansas City MSA have historically been below Missouri and national figures, but above State of Kansas levels. As of March 1997, the unadjusted unemployment rate for Kansas City MSA was 3.6 percent, 40 basis points below year-ago levels, and 90 basis points below the national average at 5.5 percent.


Employment Distribution

      The largest sectors of non-agricultural employment in Kansas City are Services (28.6%), Wholesale and Retail Trade (24.7%), and Government (14.9%). Although manufacturing declines appear to have stabilized, this sector of non-farm employment now accounts for a lower percentage of employment than its
16.1 percent share in 1980. Services, on the other hand, has increased its share from 22.8 percent in 1980 to 28.6 percent today. Finance, Insurance and Real Estate sectors of employment have generally maintained their percentage of nonfarm employment, while Government has slipped slightly. Both Construction and Transportation, Communications and Public Utilities have also maintained their distribution of non-farm employment over the past fifteen years.


Major Employers/Industries

      The relative diversity of the Kansas City economy can also be seen in the list of major MSA employers. The following is a list of top employers with over 5,000 employees. We have also presented a list of employers with 3,000 to 4,999 employees. As can be seen, the list is represented by such industries as manufacturing, government, telecommunications, education, transportation, and health care.

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                                                               Regional Analysis
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================================================================================
                   Major Employers (Employing 5,000 and Over)
================================================================================
      Company                                              No. Employers
================================================================================
Allied Signal, Inc.                          Avionics & Weapons Components Mfg.
AT&T Corp.                                                   Telecommunications
DST Systems, Inc. (H)                                           Data Processing
Federal Government                                                   Government
Ford Motor Co.                                               Motor Vehicle Mfg.
Fort Leavenworth                                                       Military
Hallmark Cards, Inc. (H)                                      Social Expression
Health Midwest (H)                                              Health Services
Kansas City, MO., School District                              Public Education
Sprint Corp. (H)                                             Telecommunications
State of Kansas                                                      Government
State of Missouri                                                    Government
================================================================================
Source:  Profile of Greater Kansas. America's Smart Cities
(H)  Reflects company headquarters.
================================================================================


================================================================================
                     Major Employers (Employing 3,000-4,999)
================================================================================
      Company                                              No. Employers
================================================================================
Black & Veatch  (H)                                  Engineering & Architecture
Burlington Northern Santa Fe Corp.                               Transportation
City of Kansas City, MO.                                             Government
General Motors Corp.                                         Motor Vehicle Mfg.
Kansas City Southern Industries  (H)        Transportation & Financial Services
Kansas City, KS., School District                              Public Education
St. Luke's-Shawnee Mission Health System                        Health Services
Shawnee Mission School District                                Public Education
Southwestern Bell Telephone Co.                              Telecommunications
Trans World Airlines, Inc.                                       Transportation
United Parcel Service of America, Inc.                         Delivery Service
University of Kansas                                           Higher Education
University of Kansas Medical Center          Health Services & Higher Education
================================================================================
Source:  Profile of Greater Kansas. America's Smart Cities
(H)  Reflects company headquarters.
================================================================================


        Sprint Corporation is Kansas City's largest private sector employer, with some 9,300 local employees. Sprint is followed by Health Midwest, which employs some 8,600, and has a 25.0 percent share of the hospital market within the metro area (it opened its 13th hospital in 1995). Additional firms with over 5,000 local employees includes Hallmark Cards, Ford Motor Company, and AT&T.


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                                                               Regional Analysis
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      Another important corporate move has been the announcement by
Harley-Davidson that they plan to build a $100.0 million motorcycle manufacturing plant that will employ 350 in 1998, when the facility opens, and at least 500 within 5 years. The 300,000 square foot facility will be located in an enterprise zone near the Kansas City International Airport.

      Another company that is about to join the list of large employers is Gateway 2000. Gateway, the nation's largest direct marketer of personal computers, has recently vacated office space downtown, moving to the old Kansas City stockyards area (known as West Bottoms), where it expects to eventually employ about 3,000 people (tripling its current local workforce). Gateway's plans call for 400,000-600,000 square feet of space, consisting of both new construction and converted facilities. The company reportedly plans to invest between $65.0-$100.0 million in the West Bottoms area; the city has provided nearly $32.0 million in tax-increment financing to improve the area's infrastructure.

      Near the airport, back office space operations have experienced a recent boom. Included among the numerous facilities are America West Airlines' Reservation Center (with 300 employees); American Capital Company (250 employees); Citicorp Credit Services (1,300 employees); EDS Global Travel Center
(375); and Worldspan (700). Citicorp is already expanding from their space here, recently breaking ground on a $20.0 million complex, with plans to add several hundred workers by the end of the decade.


Employment Growth

      Woods & Poole Economics projects only moderate non-farm employment growth for the Kansas City MSA over the next five years, with an annual rate of increase forecasted at 0.6 percent per year. The WEFA Group projects higher annual employment growth of 2.1 percent per year through 2000. The consensus forecast is 1.4 percent annual growth for non-agricultural employment.


Retail Sales

      Retail sales growth has been relatively moderate in the Kansas City area over the past 11 years. Since 1985, total retail sales have grown at a compound annual rate of 5.1 percent per year, only slightly higher than statewide growth of 5.0 percent per year, and slightly lower than national growth of 5.4 percent per annum. From 1990-95, sales growth has tracked at a higher rate of 6.6 percent per annum for the MSA, comparable to statewide growth, and outpacing national increases of 5.4 percent per year.

      Sales & Marketing Management is forecasting lower annual sales growth of
4.5 percent per year for the MSA through 2000. Woods & Poole Economics forecasts the MSA to see annual retail sales growth of 0.6 percent per year above inflation through 2000 (adjusted to 1987 dollars).

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                                      -15-
                                                             CUSHMAN &
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                                                               Regional Analysis
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      The composite purchasing profile of Kansas City residents tends to reflect the demographic characteristics of the city. The MSA not only serves residents of the immediate region, but also those in rural or small metropolitan areas throughout the surrounding area. Kansas City tends to be a market of family-oriented consumers. When compared to the average midwestern MSA and the average Top 100 MSA, the motor vehicles and accessories, apparel, and shoes merchandise product lines both receive a disproportionate share of K.C. retail sales dollars.


Conclusion

      The short- and long-term outlook for the Kansas City region and its surrounding area is for stability, with moderate-good growth in employment and population. The economy is relatively well diversified, with a low cost of living and good transportation system. On balance, we are relatively optimistic about the short-term outlook of the subject region. Long-term, the region should see stability and moderate growth, with increasing real estate values.

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                                                             CUSHMAN &
                                                             WAKEFIELD (R)
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                                                        NEIGHBORHOOD DESCRIPTION
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Independence, Missouri

      The subject property is located in the northeast quadrant of the intersection of I-70 and I470/Route 291 in the City of Independence, Jackson County, Missouri. The City of Independence encompasses approximately 78 miles and is located immediately east of Kansas City, Missouri in Jackson County. The 1990 population of Independence was 112,301 representing a 0.8 percent increase over the 1980 population of 111,424. The estimated 1996 population is 113,043, reflecting an 0.7 percent increase for the six year period. The population is projected to grow modestly over time with a year 2001 population estimate of 115,379, representing a 2.1 percent increase over the decade of the 1990's. The estimated 1996 median household income for the City of Independence was $33,879 as compared to $39,839 for the Kansas City MSA.


      Employment in Independence closely mirrors that of the Kansas City MSA. The largest employment group is Services (37.8 percent), followed by Retail Trade (25.4 percent), Manufacturing (16.3 percent) and FIRE (5.8 percent). The types of manufacturing in the Independence area are diversified, but major categories are plastic, machinery, food products, paper and munitions. Major employers in Independence include the following:


================================================================================
                          Major Employers (500 or more)
                             Independence, Missouri
================================================================================
                Employer                                Product/Service
================================================================================
               Agco, Inc.                              Combines, tractors
--------------------------------------------------------------------------------
          City of Independence                           City government
--------------------------------------------------------------------------------
Government Employee Hospital Association                Medical insurance
--------------------------------------------------------------------------------
      Independence Reg. Health Center                       Hospital
--------------------------------------------------------------------------------
       Independence School District                  Public School District
--------------------------------------------------------------------------------
      Medical Center of Independence                        Hospital
--------------------------------------------------------------------------------
            Olin Corporation                          Small arms ammunition
--------------------------------------------------------------------------------
            Southwestern Bell                            Communications
================================================================================

      Access to the neighborhood is very good. Interstate 70 and U.S. Highway 40 are major east/west highways. Both are part of the interstate highway system which provides access to metropolitan Kansas City as well as adjoining states. Additionally, Missouri Route 291 (I-470) is a major north/south highway route which passes through Independence providing access to communities to the north and south. It is reported that a new interchange of I-70 will be constructed east of the subject at Selsa Road which will provide additional access for this neighborhood. Via these and connecting roadways, all major points of the Kansas City MSA are within a 30 minute drive.

      Residential uses in this neighborhood are primarily detached single family residential as well as some multi-family apartment uses. Since 1980, the City of Independence has added 4,398 housing units, according to ENDS. Approximately 67 percent of the residents own their own home. Homes in this area range from the mid $50,000 category to around $80,000. This

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                                                        Neighborhood Description
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compares to the median home price of $93,800 (1996) for the greater Kansas City
MSA. Typical of these are three new or proposed residential sub-division located west of the subject along 39th Street - Woodlake Village, Appletree Condominiums and Bramblewood. Apartment rental rates vary from $300 to $475 per month for a two bedroom unit. According to ENDS, the median residential property value within the 5-mile radius of the subject is $70,920. The median rent is estimated at $345 per month.

      The largest retail development in this area is Independence Center, a 865,000+/- square foot mall which was constructed in 1974. Located northwest of the intersection of 1-70 and Route 291 is the new Crossroads of Independence shopping center, consisting of a Home Quarters and Wal-Mart, plus several outparcels. There are also numerous older community and neighborhood shopping centers located primarily along Noland Road and Route 291.

      The area immediately surrounding and directly influencing the subject contains a mixture of retail, office and residential land uses. The subject lies immediately opposite Independence Center and within one mile of the new Crossroads of Independence shopping center. Also located along 39th Street in the vicinity of the subject are a freestanding Circuit City Store, a branch bank of Commerce Bank, a bowling alley and American Waterbeds store. Located behind the subject are the Independence Ridge Apartments. Located along Arrowhead Drive are newly constructed single and multi-story offices as well as some light industrial uses. Located east of the subject is vacant agricultural land.

      In conclusion, the neighborhood of the subject has experienced modest population growth but significant commercial growth over the last ten years. With excellent highway access, readily available developable land and continuing population growth in the Kansas MSA, the area offers opportunities for significant additional growth in the future. One of the growth corridors for the MSA is considered to the south of the subject along I-470 into Lee's Summit and the subject neighborhood is in the path of this growth. Also, this area is emerging as the new retail corridor for eastern Kansas City. The trend for this neighborhood has been positive in the past and we would expect this trend to continue into the foreseeable future.

================================================================================


                                      -18-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================


                                [GRAPHIC OMITTED]
                                NEIGHBORHOOD MAP


================================================================================

                                                          RETAIL MARKET ANALYSIS
================================================================================

Property Profile

      The subject property is anchored by a number of national retail tenants. These anchor tenants include Kohl's discount department store, Bed Bath and Beyond, Marshalls, Rhodes Furniture, Barnes & Noble, and AMC - America Multi-Cinema. Other major tenants include Coomers Craft, Nills Bros. Sports, and Hallmark Showcase.

      Provided below is a summary of the credit profile of several of these major tenants. Combined, they account for in excess of 81 percent of contractual base rents.

================================================================================
Anchor Tenants           Parent Company            S&P Rating(1) % of Base Rents
--------------------------------------------------------------------------------
Kohl's Department Store  Kohl's Department Store   BBB           16.1%
--------------------------------------------------------------------------------
American Multi-Cinema    American Multi-Cinema     BB-           24.1%
--------------------------------------------------------------------------------
Rhodes Furniture, Inc.   Rhodes Furniture, Inc.    NR            12.3%
--------------------------------------------------------------------------------
Bed, Bath and Beyond     Bed, Bath and Beyond      NR            10.2%
--------------------------------------------------------------------------------
Marshalls                TJX Companies             BBB+           6.8%
--------------------------------------------------------------------------------
Barnes & Noble           Barnes & Noble            BB            10.6%
--------------------------------------------------------------------------------
Coomers Craft            Coomers Craft             NR             3.8%
--------------------------------------------------------------------------------
Nills Bros. Sports       Nills Bros. Sports        NR             3.8%
--------------------------------------------------------------------------------
                                                                 81.3%
--------------------------------------------------------------------------------
(1) Ratings current as of February 1997
================================================================================


Trade Area Analysis

        Overview

      A retail center's trade area contains people who are likely to patronize that particular retail center. These customers are drawn by a given class of goods and services from a particular tenant mix. A center's fundamental drawing power comes from the strength of the major tenants as well as the regional and local tenants which complement and support the anchors. A successful combination of these elements creates a destination for customers seeking a variety of goods and services while enjoying the comfort and convenience of an integrated shopping environment.

      In order to define and analyze the subject's market potential, it is important to first establish the boundaries of the trade area from which the subject draws its customers. In some cases, defining the trade area may be complicated by the existence of other retail facilities on main thoroughfares within trade areas that are not clearly defined or whose trade areas overlap with that of the subject.

      As such, a clear understanding of the property type is important in order to place the subject in its proper competitive context. The subject meets the definitions of both a community center and a power center to some degree. Each can be defined as follows:

================================================================================


                                      -20-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

      o A community center provides a wider range of facilities for the sale of soft lines (wearing apparel for men, women, and children) and hard lines (hardware and appliances). The community center makes a greater variety of merchandise available-in sizes, styles, colors, and prices. It is built around a junior department store, variety store, or discount department store as the major tenant, in addition to a supermarket. It does not have a full-line department store, though it may have a strong specialty store or stores. In theory, its typical size is 150,000 square feet of gross leasable area, but in practice, it may range in size from 100,000 to 450,000 square feet.


      o The power center is a loosely defined term that can generally be characterized as a grouping of retail stores that:

            o     collectively totals at least 250,000 square feet;

            o includes at least one major anchor containing 100,000 square feet or more, that is either a discount department store or warehouse club;

            o includes at least four smaller, category specific anchor tenants of 25,000 square feet or more. These anchor stores will typically have a narrow focus but deep selection in specific merchandise lines such as building supplies/home improvement goods, consumer electronics, off-price apparel, sporting goods, books, personal computer hardware and software, office supplies, toys, pet supplies, deep discount drugs, bulk foods, or tapes and records;

            o should contain a minimum of smaller shop space (10 percent or so of the center's total gross leasable area); and

            o will typically be configured in an open-air strip, "L" or "U" shaped layout.


      We have not been provided with any customer survey reports or shopper zip code lists that would help identify the boundaries of the primary and secondary trade areas. Therefore, we have made certain reasonable assumptions of the extent of this area based upon other physical, demographic, and geographic data available.

      Before the trade area can be defined, it is necessary that we thoroughly review the retail market and the competitive structure of the general marketplace, with consideration given to the subject's position.

================================================================================


                                      -21-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

Retail Structure

      In order to examine the subject property in its proper context, we must examine the nature of the competition. By virtue of the market structure, the subject competes with certain retail establishments throughout the general area. Provided on the following page chart is a summary of some key information on existing properties. The subject's primary competition is seen in local community-oriented retail centers with similar tenant mixes. The subject also competes to some degree with existing regional and specialty shopping centers in the immediate market area. It is noted, however, that the subject is a unique property within this market whereas no existing centers truly present a similar competitive stance to Independence Commons.

      The local retail market has been stable over the past 12 to 18 months, or since our previous appraisal. Petsmart opened their store between Wal-mart and Home Quarters at Crossroads of Independence. There is still one remaining anchor pad at this center. Price Chopper relocated from their older store in Independence Center to the former Wal-mart at the Hub Shopping Center. Parts America also opened a store in a portion of the former Wal-mart space. The overall occupancy rate for the centers surveyed is estimated at 95 percent, which is considered a stabilized occupancy for the market.

================================================================================


                                      -22-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================


                                [GRAPHIC OMITTED]
                               SHOPPING CENTER MAP


================================================================================

===================================================================================================================================
                                                   Competitive Shopping Centers
===================================================================================================================================
Map No. Property          Location                 Year        Anchor Tenants        Total GLA  Occupancy Rent Range  Distance From
                                                  Built                                 (SF)                            Subject
===================================================================================================================================
 Subj.  Independence      NEC 39th Street and      1996   Kohl's, Bed Bath & Beyond,   382,162     97%                    - - -
        Commons           Arrowhead Drive                 Marshalls, Rhodes, Barnes
                                                            & Noble, AMC Theatre
-----------------------------------------------------------------------------------------------------------------------------------
   1    Independence      NEQ Highway 70 and     1974/88   Dillards, Jones Store,      864,400     90%       n/a       Across 39th
        Center            Route 291, at 39th                        Sears                                                Street.
                          Street
-----------------------------------------------------------------------------------------------------------------------------------
   2    Crossroads of     NWQ Highway 70 and       1996    Wal-mart, Home Quarters     408,000    100%     $8.00 -     .25 mi. SW.
        Independence      Route 291                                                                       $12.00/sf
-----------------------------------------------------------------------------------------------------------------------------------
   3    The Hub Shopping  SWC Highway 291 and      1985     Price Chopper, Parts       100,000    100%     $8.00 -      2 mi. N.
        Center            23rd St.                                 America                                $10.00/sf
-----------------------------------------------------------------------------------------------------------------------------------
   4    Independence      Route 291 and Route 24   1978        Kmart, Foodland         134,634     90%     $6.00 -      3 mi. N.
        Square                                                                                             $8.00/sf
-----------------------------------------------------------------------------------------------------------------------------------
   5    The Marketplace   SEC Noland and Highway   1987  Service Merchandise, Price    243,000     98%     $10.00 -     3 mi. W.
                          70.                                      Chopper                                $18.00/sf
-----------------------------------------------------------------------------------------------------------------------------------
   6    Noland Fashion    NWC Noland and Highway   1986   Cimema 6, TJ Maxx, Toys R    300,000     95%     $9.00 -     3.5 mi. SW.
        Square            40.                             Us, Kids R Us, 1/2 Price,                       $14.00/sf
                                                                Shoe Carnival
-----------------------------------------------------------------------------------------------------------------------------------
   7    Hawthorne Square  SEC Noland and Highway   1987   Builders Square, Checkers    180,000     95%     $9.00 -     3.5 mi. SW.
                          40.                                                                             $11.00/sf
===================================================================================================================================

Cushman and Wakefield, Inc.            INDCOMM.XLS, Competitive Shopping Centers
Valuation Advisory Services                                   7/21/97 at 5:33 PM


                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

===================================================================================================================================
DEMOGRAPHIC STATISTICS
Independence Commons, Independence, Missouri
Cushman and Wakefield, Inc.
===================================================================================================================================
                                3-mile    5-mile     10-mile    City of    Jackson     Kansas      State of    United States
                                Radius    Radius     Radius   Independence County     City MSA     Missouri       (000)
===================================================================================================================================
Population Statistics
     1980                       31,096    101,081    325,035    111,424    629,266    1,449,374    4,916,667    226,545,856
     1990                       36,033    113,238    349,999    112,301    633,232    1,582,875    5,117,073    248,709,872
     1996                       37,371    116,686    357,197    113,043    637,090     1,674.62    5,343,959    265,037,504
     2001                       38,535    119,786    366,364    115,379    649,773    1,749,501    5,510,365    277,157,184

Compound Annual Changes
     1980 - 1990                 1.48%      1.14%      0.74%      0.08%      0.06%        0.89%        0.40%          0.94%
     1990 - 1996                 0.61%      0.50%      0.34%      0.11%      0.10%        0.94%        0.73%          1.07%
     1996 - 2001                 0.62%      0.53%      0.51%      0.41%      0.40%        0.88%        0.62%          0.90%
-----------------------------------------------------------------------------------------------------------------------------------
Household Statistics
     1980                       10,618     36,909    119,911     42,293    242,085      534,568    1,793,399     80,389,688
     1990                       14,042     44,029    134,953     45,313    252,582      608,459    1,961,206     91,947,408
     1998                       14,964     46,194    140,245     46,691    259,027      657,896    2,089,320    100,130,936
     2001                       15,599     47,608    143,606     47,576    263,158      686,440    2,151,816    105,243,728

Compound Annual Changes
     1980 - 1990                 2.83%      1.78%      1.19%      0.69%      0.43%        1.30%        0.90%          1.35%
     1990 - 1996                 1.07%      0.80%      0.64%      0.50%      0.42%        1.31%        1.06%          1.43%
     1996 - 2001                 0.83%      0.60%      0.47%      0.38%      0.32%        0.85%        0.59%          1.00%
-----------------------------------------------------------------------------------------------------------------------------------
Average Household Income
     1980                      $25,655   $ 23,201   $ 21,214   $ 21,049   $ 19,658   $   21,633   $   18,752   $     20,307
     1990                      $39,038   $ 38,094   $ 34,258   $ 32,451   $ 34,129   $   38,622   $   33,441   $     38,453
     1996                      $50,231   $ 52,991   $ 47,375   $ 44,719   $ 48,478   $   57,155   $   47,397   $     49,031
     2001                      $61,732   $ 71,125   $ 62,821   $ 59,653   $ 65,513   $   76,758   $   62,133   $     65,729

Compound Annual Changes
     1980 - 1990                 4.29%      5.08%      4.91%      4.42%      5.67%        5.97%        5.96%          6.59%
     1990 - 1996                 4.29%      5.66%      5.55%      5.49%      6.02%        6.75%        5.99%          4.13%
     1996 - 2001                 4.21%      6.06%      5.81%      5.93%      6.21%        6.08%        5.56%          6.04%
-----------------------------------------------------------------------------------------------------------------------------------
Per Capita Income Statistics
     1980                      $ 8,760   $  8,472   $  7,826   $  7,990   $  7,610   $    8,039   $    6,917   $      7,298
     1990                      $15,219   $ 14,872   $ 13,256   $ 13,208   $ 13,712   $   15,029   $   12,989   $     14,420
     1996                      $20,292   $ 21,092   $ 18,764   $ 18,639   $ 20,022   $   22,732   $   18,968   $     18,905
     2001                      $25,232   $ 28,425   $ 24,867   $ 24,829   $ 27,021   $   30,559   $   24,842   $     25,467

Compound Annual Changes
     1980 - 1990                 5.68%      5.79%      5.41%      5.15%      6.06%        6.46%        6.50%          7.05%
     1990 - 1996                 4.91%      6.00%      5.98%      5.91%      6.51%        7.14%        6.51%          4.62%
     1996 - 2001                 4.45%      6.15%      5.77%      5.90%      6.18%        6.10%        5.54%          5.14%
-----------------------------------------------------------------------------------------------------------------------------------
Source: Equifax National Decisions Systems
===================================================================================================================================

                                                          Retail Market Analysis
================================================================================

Trade Area Demographics

      Population and income level demographics provide important insight into the property's trade area. On the facing page is summary chart of population, household and household income statistics for the 3-, 5-, and 10-mile radii surrounding the subject. Also shown are statistics for the City of Independence, Jackson County, the Kansas City MSA, and the State of Missouri, compared to the United States.


      Population

      The trade area is growing at a slower rate than the Kansas City MSA. Nonetheless, the total 10-mile radius is projected to add 9,167 residents over the next five years (1996-2001). The immediate 3-mile radius is projected to increase at a faster rate of 0.62 percent, compared to 0.51 percent for the 10-mile radius.

      On the two following pages, we present two color graphics which illustrate the current (1996) population density and future population growth projections. The population density graphic shows relatively low density of residential development to the south and east of the subject. This suggests potential for future growth. The second graphic shows strong anticipated growth in several sectors within the immediate 3-mile trade area, as well as significant growth section to the south in Lees Summit.


      Households

      According to ENDS, the 10-mile trade area will add 3,361 households between 1996 and 2001, a compound increase of 0.47 percent. The 3-and 5-mile trade area radii are projected to add households at 0.83 percent and 0.60 percent per year, compounded, respectively. Therefore, the more immediate trade area is projected to add households at rates in excess of population increases. In fact, relative to the Kansas City MSA and the State of Missouri, the subject trade area is one of the faster growing housing markets.

      Faster household growth relative to population increases will result in smaller household size. In 1990, the average household size within the 3-mile radius was 2.57 persons. By 2001, the average household size is projected to be
2.47 persons. By comparison, the average household size within the MSA was 2.60 persons in 1990, and is projected at 2.55 persons by 2001. A greater number of smaller households with fewer children generally indicates more disposable income.

================================================================================


                                      -25-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================


                                [GRAPHIC OMITTED]
                              INDEPENDENCE COMMONS
                           POPULATION PER SQUARE MILE


================================================================================

================================================================================


                                [GRAPHIC OMITTED]
                              INDEPENDENCE COMMONS
                          POPULATION % GROWTH 1996-2001


================================================================================

                                                          Retail Market Analysis
================================================================================

Trade Area Income

      A significant statistic for retailers is the income potential of a trade area's population. Income levels, either on a per capita, per family or household basis, indicate the economic level of the residents of the market area and form an important component of this total analysis. More directly, average household income, when combined with the number of households, is a major determinant of an area's retail sales potential.


      Trade area income figures for the subject support the profile of a broad-based middle income market. According to ENDS, average household income within the 5-mile radius trade area in 1996 is estimated at $52,991.

      A comparison of the trade area's relative ranking is shown on the following chart.

          ==============================================
               Average Household Income Comparison
          ==============================================
                   Area                      Income
          ==============================================
            3 Mile Radius *                     $50,231
          ----------------------------------------------
            5 Mile Radius *                     $52,991
          ----------------------------------------------
            10 Mile Radius                      $47,375
          ----------------------------------------------
          City of Independence                  $44,719
          ----------------------------------------------
           Jackson County                       $48,478
          ----------------------------------------------
           Kansas City MSA                      $57,155
          ----------------------------------------------
              Missouri                          $47,397
          ----------------------------------------------
             United States                      $49,031
          ==============================================
           Source: Equifax National Decision Systems
          ==============================================
           *Primary Trade Area
          ==============================================

      The distribution of income within the primary trade area can be summarized as follows:

          ==============================================
                        Household by Income
                           Estimated 1996
          ==============================================
               Category                 % of Households
          ==============================================
            Greater Than $150,000               3.55%
          ----------------------------------------------
            $100,000  - $149,999                4.51%
          ----------------------------------------------
            $ 75,000  - $ 99,999                7.05%
          ----------------------------------------------
            $ 50,000  - $ 74,999               21.10%
          ----------------------------------------------
            $ 35,000  - $ 49,999               19.27%
          ----------------------------------------------
            $ 25,000  - $ 34,999               13.17%
          ----------------------------------------------
            Less Than   $ 25,000               31.34%
          ==============================================
           Source: Equifax National Decision Systems
          ==============================================

      The following page color map illustrates median household income by zip code within the subject's trade area. The subject is well positioned to capture retail expenditures from the higher income households located in the south and southwest quadrants of the market area.

================================================================================


                                      -28-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================


                                [GRAPHIC OMITTED]
                              INDEPENDENCE COMMONS
                         HH 96 BY INCOME: MEDIAN (EST.)


================================================================================

                                                          Retail Market Analysis
================================================================================

Market Overview

      The subject is a dominant community center within the City of Independence. It has excellent regional access via Highways 291 and 70, and benefits from its location across from Independence Center regional mall. The subject's anchor tenant mix provides a strong draw from both the immediate residential neighborhoods, as well as the larger geographical region. We have estimated the primary trade area to include the 5-mile radius from the subject center. The primary competitive retail district is located approximately 3.5 miles southwest, at the intersection of Noland Road and Highway 70. Additional retail facilities are located two to three miles north of the subject, at Highway 291 and 23rd Street and Route 24. The subject center is rated superior to these community and neighborhood shopping districts in terms of total tenant mix, quality of the improvements, cross shopping opportunities with an established regional mall, freeway access, and overall shopper appeal.

      Quoted in-line rents in the market range from $8.00 to $18.00 per square foot. We would expect the subject to continue to realize in-line rents which are at the upper end of the range. According to Mr. Bobman, leasing representative for the subject center, the current rent for typical in-line stores at competing centers is $12.00 per square foot, triple net. In-line rents for Building B at the subject center range from $12.00 to $13.50 per square foot, while Building K rents range from $12.25 to $16.50 per square foot. We conclude that the subject's contract rents are reflective of the current market rent for these stores.


Subject Sales Productivity

      The subject opened in mid-1996. As such, there is limited sales history available for most stores. The following summarizes the available 1996/97 sales for those tenants reporting.

              ========================================================
                              Independence Commons
                            1996/97 Sales Performance
              ========================================================
                   Tenant                GLA (SF)   Sales    Sales PSF
              ========================================================
              America Multi-Cinema        63,800  $8,431,914   $132
              --------------------------------------------------------
              Rhodes Furniture (1)        50,640  $6,336,727   $125
              --------------------------------------------------------
              Coomers Crafts              15,003  $  887,056   $ 59
              --------------------------------------------------------
              Nill Bros. Sports           12,033  $  656,139   $ 55
              --------------------------------------------------------
              O.H. Gerry Optical Company   3,015  $  174,385   $ 58
              ========================================================

      There is insufficient tenant sales data to analyze the overall performance of the center.

================================================================================


                                      -30-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

Industry Average Sales

      The following chart presents a comparison of average sales by center category for both power centers and community centers in the U.S.

=======================================================================================================================
                                                     Comparison of Sales and Rent
                                              Power Center and Community Center Tenants
=======================================================================================================================
                                        U.S. Median *               U.S. Median *               U.S. Median **
                                     Retail Power Center       Super Community Centers         Community Center
-----------------------------------------------------------------------------------------------------------------------
Tenant Classification           Sales      Sales    % of      Sales      Sales   % of      Sales      Sales    % of
                                 PSF        PSF     Sales      PSF        PSF    Sales      PSF        PSF     Sales
=======================================================================================================================
Discount Department Store      $ 180.00   $  3.42    1.9%    $ 165.00   $  3.50   2.1%    $ 142.00   $  4.41   3.1%
-----------------------------------------------------------------------------------------------------------------------
Superstore (Food)              $ 285.00   $  4.58    1.6%         N/A       N/A    N/A    $ 372.00   $  5.79   1.6%
-----------------------------------------------------------------------------------------------------------------------
Restaurant (w/liquor)          $ 234.00   $ 15.90    6.8%    $ 223.00   $ 13.99   6.3%    $ 210.00   $ 12.58   6.0%
-----------------------------------------------------------------------------------------------------------------------
Shoes                          $ 187.00   $ 12.00    6.4%    $ 180.00   $ 12.00   6.7%    $ 159.00   $ 13.00   8.2%
-----------------------------------------------------------------------------------------------------------------------
Cards & Gift                   $ 105.00   $ 12.50   11.9%    $ 136.00   $ 12.62   9.3%    $ 127.00   $ 12.36   9.7%
-----------------------------------------------------------------------------------------------------------------------
Women's Ready to Wear          $ 122.00   $ 10.20    8.4%    $ 167.00   $ 13.48   8.1%    $ 146.00   $ 12.16   8.3%
-----------------------------------------------------------------------------------------------------------------------
Overall Average                $ 197.00   $  7.22    3.7%    $ 188.00   $  6.85   3.6%    $ 210.00   $  7.19   3.4%
-----------------------------------------------------------------------------------------------------------------------
Median                         $ 200.00   $  6.33    3.2%    $ 183.00   $  6.80   3.7%    $ 199.00   $  6.90   3.5%
-----------------------------------------------------------------------------------------------------------------------
Lower Decile                   $  87.00   $  3.60    4.1%    $ 107.00   $  3.21   3.0%    $ 117.00   $  3.36   2.9%
-----------------------------------------------------------------------------------------------------------------------
Upper Decile                   $ 292.00   $ 14.36    4.9%    $ 314.00   $ 12.33   3.9%    $ 371.00   $ 12.71   3.4%
=======================================================================================================================
*  Urban Land Institute "Dollars & Cents of Power Center, 1995"
** Urban Land Institute "Dollars & Cents of Shopping Centers, 1997"
=======================================================================================================================

      Overall, average sales performance may be refined further as shown in the following chart.

================================================================================
                            Sales Performance Indices
                     US Power Centers and Community Centers
================================================================================
                          Power Centers *   Super Community        Community
                                               Centers *           Centers **
--------------------------------------------------------------------------------
                         United    Midwest   United   Midwest   United   Midwest
                         States    Region    States   Region    States   Region
================================================================================
Overall Average             $197     $184     $188     $167     $210     $213
Median                      $200     $186     $183     $175     $199     $188
Lower Decile                $ 87       --     $107     $ 96     $117     $117
Upper Decile                $292       --     $314     $240     $371     $401
================================================================================
     * Urban Land Institute "Dollars & Cents of Power Center, 1995"
     ** Urban Land Institute "Dollars & Cents of Shopping Centers, 1997"
================================================================================


================================================================================


                                      -31-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

      From the above we see that industry averages and medians range from approximately $184 to $200 per square foot for power centers and $167 to $188 per square foot for super community centers. This is based on the 1995 ULI publication. More recently, ULI has put forth its 1997 version of operating results for standard community centers. Displayed above is a range of $188 to $213 per square foot as average/median performance ranges. Upper and lower decile levels show more dramatic swings as would be expected.

      We would expect the subject tenants to realize sales near the averages as reported for each tenant category.


Conclusion

      We have analyzed the retail trade history and profile of the Kansas City MSA in order to make reasonable assumptions as to the continued performance of the subject's trade area.


      A metropolitan and locational overview was presented which highlighted important points about the study area and demographic and economic data specific to the trade area were presented. The trade area profile discussed encompassed a radii based analysis that was established based upon a study of the competitive retail structure. Marketing information relating to these sectors was presented and analyzed in order to determine patterns of change and growth as it impacts the subject. The given data is useful in establishing quantitative dimensions of the total trade area, while our comments serve to provide qualitative insight into this market. A compilation of this data provides the basis for our projections and forecasts particular to the subject property. The following summarizes our key conclusions.

      o The neighborhood has good vehicular access via Highways 291 and 70. The subject enjoys a visible location directly across 39th Street from Independence Center, the only regional mall serving the City of Independence.

      o The existing trade area structure is largely characterized by traditional neighborhood centers as well as community centers anchored by grocery or discount stores.

      o The trade area can be characterized by middle to upper-middle income households relative to comparison with the Kansas City MSA. Population and household growth rates within the trade area are projected to exceed the rate of growth within the larger region.

      o The subject will benefit from its tenant mix which is unique to the City of Independence and the western portion of the greater Kansas City metro area.

      o The center is well positioned in an area that is forecasted to continue to witness relatively strong population and household growth. The population within a 5 mile radius is currently estimated at 116,688. Within the 10 mile radius, the population is estimated at in excess of 350,000.

================================================================================


                                      -32-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                          Retail Market Analysis
================================================================================

      Our analysis concludes that the merchandising mix of the center, the location along two major arterials, and the popularity and uniqueness of the major tenants, all combine to establish Independence Commons as a viable retail center in its trade area. We believe that, with competent management, aggressive marketing, and a responsive maintenance program, it should continue to maintain a strong position in the market throughout the foreseeable future.

================================================================================


                                      -33-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================


                                [GRAPHIC OMITTED]
                                  TENANT INDEX


================================================================================

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

      The subject property is located on the northeast corner of 39th Street and Arrowhead Drive, in the City of Independence, Jackson County, Missouri. The subject center covers an entire block extending north to 37th Terrace and east to Jackson Drive. The total center site contains 42.21+/- acres, of which the subject ownership comprises 39.58+/- acres. Excluded from the subject ownership are three out parcel pads which were sold during the development of the center.

      There is one vacant pad containing 2.28+/- acres which remains in the subject ownership. The owner's representative reports that there is a pending lease with American Multi-Cinema, Inc. for this site. AMC Theatres plans to use the site to provide necessary additional parking to support their proposed expansion of their theater building. The planned expansion will add 5 additional screens, although the size of building expansion was not available. We have considered the pending AMC Theatre expansion lease of the vacant pad parcel in our analysis.

      The subject site is generally level to moderately sloping at the east end, where the vacant pad and AMC theater site are somewhat above the grade of 39th Street. The topography of the site affords the property excellent drive-by visibility from 39th Street. All utilities are provided to the site. Access to the property is good, with two main driveways entrances from 39th Street. The more westerly entrance is improved with a four-way traffic signal. Additional driveway entrances are provided from the bordering roadways. The 39th Street intersections with both Arrowhead Drive and Jackson Drive are improved with traffic signals.

      The subject site is not located in a flood zone, according to National Flood Insurance Rate Maps. We were not given a wetlands survey, or other environmental survey for the property. We are not aware of any environmental conditions that would impact the property's value or marketability. The reader is referred to the Assumptions and Limiting Conditions for our position regarding this issue.

      We were not provided with a preliminary title report, survey, or other documentation of the subject's legal description and exceptions to title. We are not aware of any easements, encroachments, or restrictions that would adversely affect the site's use. However, we recommend a current title search to determine whether any adverse conditions exist.

      Overall, the subject site is well suited for its existing use as a large community power center. Externally, no deleterious influences were noted.


Improvements Description

      The subject site is improved with a strip retail community power center commonly known as Independence Commons. Please refer to the Site Plan on the facing page which provides a graphic illustration of the subject center layout. Independence Commons was completed in mid-1996, with most of the stores opening in April to June of that year. Following is a summary of the gross leasable building area for the subject center.

================================================================================


                                      -34-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                            Property Description
================================================================================

        ==========================================================
             Building Components       Building Area   % of Total
        ==========================================================
        Anchor Tenants
            Kohl's                       80,684+/- SF
            Bed Bath & Beyond            40,000+/- SF
            Marshall's                   30,439+/- SF
            Rhodes Furniture             50,640+/- SF
            Barnes & Noble               30,000+/- SF
            AMC Theatres                 63,800+/- SF
        ==========================================================
        Subtotal Anchors                295,563+/- SF     77.3%
        ==========================================================
        Other Major Tenants:
            Nill Bros. Sporting Goods    12,033+/- SF
            Coomers Crafts               15,003+/- SF
        ==========================================================
        Subtotal Other Majors            27,036+/- SF      7.1%
        ==========================================================
        Shop Tenants:
            Building B                   24,463+/- SF
            Building K                   18,000+/- SF
        ==========================================================
        Subtotal Shop Area:              42,463+/- SF     11.1%
        ==========================================================
        Total Owned Center Area         365,062+/- SF     95.5%
        ==========================================================
        Out Parcel Tenants
            Chili's Restaurant            6,600+/- SF
            Fazoli's                      3,500+/- SF
            Smokehouse BBQ                7,000+/- SF
        ==========================================================
        Subtotal Out Parcel Area:        17,100+/- SF      4.5%
        ==========================================================
        TOTAL CENTER GLA:               382,162+/- SF    100.0%
        ==========================================================

      As of the date of our inspection, there were two vacant retail suites in Building K with a combined GLA or 10,300 square feet, or 2.7 percent of the total center area. The leasing representative reports that there is a pending lease for the interior space which contains 3,500 square feet. The lease is projected to commence in October, 1997. This will increase the center occupancy to 98.2 percent. The remaining vacant store was previously leased to Kuppenheimer. The leasing representative reports strong interest in this space from a bicycle retailer. A lease plan is presented at the end of this section.

      The subject improvements are constructed of steel-frame structures with face brick over concrete block exterior walls. Foundations and subfloors are constructed of reinforced concrete footings and reinforced concrete slab floors on grade. Heating and cooling is provided by roof-mounted combination HVAC units that serve Individual tenant suites. Plumbing and electric service is deemed adequate for the current retail use. All buildings are sprinklered for fire protection.

      Building finishes include drop acoustic tile ceiling, painted sheet rock walls, plate glass store front windows and doors in aluminum frames. Each tenant suite is equipped with at least one handicap accessible rest room.

================================================================================


                                      -35-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                            Property Description
================================================================================

      Parking for the subject center is provided by asphalt-paved surface lots. There are 2,282 striped parking spaces, which equates to a parking ratio of 5.97 spaces per 1,000 square feet of total building area. The subject site is landscaped along all roadway frontages, along the building perimeters, and throughout the parking lot.

      Overall, the site and building improvements appear to be well designed and configured for retail utilization. Site configuration appears well suited for vehicular movement and visibility. According to Marshall Valuation Services, the typical life expectancy for community retail center buildings like the subject is 45 to 50 years. The effective age of the subject improvements is estimated at one year.

      Analysis of the structural integrity of each building is beyond our expertise and best made by a professional engineer.

      Our review of the local environs reveals that there are no extraordinary external influences which negatively impact the value of the subject property.

================================================================================


                                      -36-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================


                                [GRAPHIC OMITTED]
                     INDEPENDENCE COMMONS - Independence, MO


================================================================================

                                             REAL PROPERTY TAXES AND ASSESSMENTS
================================================================================

      The subject property is currently assessed by Jackson County, and is identified as Parcel 34-200-01-27 (main parcel) and 34-200-01-30 (vacant pad). The 1997/98 tax rate and taxes for the property have not yet been established. The following table shows the 1997 assessed values, with the taxes calculated based on the 1996/97 tax rate.

  ============================================================================
                             Jackson County Assessment
  ============================================================================
  I.D. No.                34-200-01-27         34-200-01-30         Combined
  ============================================================================
  Land                     $1,646,259             $95,665          $1,741,924
  ----------------------------------------------------------------------------
  Improvements             $7,174,916                  $0          $7,174,916
  ----------------------------------------------------------------------------
  Total                    $8,821,175             $95,665          $8,916,840
  ============================================================================
  1996/97 Tax Rate      $6.713 per $100 assessed value
  ============================================================================
  Estimated Taxes            $592,165              $6,422            $598,587
  ============================================================================

      The above assessed value reflects an equalization rate of 32 percent and the Assessor's estimate of full value of approximately $27,865,123.

      The Assessor's estimate of value is slightly below our current value estimate for the property, suggesting that ownership is realizing all possible benefits of the doubt regarding value and taxes.

      We have used the above total taxes in our analysis, growing throughout the investment holding period by our general expense inflation rate of 3.0 percent per year.

================================================================================


                                      -38-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                          ZONING
================================================================================

      The subject property is zoned C-P-2, Planned General Commercial, by the City of Independence. This zoning district allows for retail, sales, offices and wholesale trade in a planned development. Based on our review of the public information, the subject's existing subject shopping center development is a legally conforming use.

      We know of no deed restrictions, private or public, that further limit the subject property's use. The research required to determine whether or not such restrictions exist, however, is beyond the scope of this appraisal assignment. Deed restrictions are a legal matter and only a title examination by an attorney or title company can usually uncover such restrictive covenants. Thus, we recommend a title search to determine if any such restrictions do exist.

================================================================================

                                      -39-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                            HIGHEST AND BEST USE
================================================================================

Highest and Best Use of Site As Though Vacant

      According to the Dictionary of Real Estate Appraisal, Third Edition
(1993), a publication of the Appraisal Institute, the highest and best use of the site as though vacant is defined as:

      Among all reasonable, alternative uses, the use that yields the highest present land value, after payments are made for labor, capital, and coordination. The use of a property based on the assumption that the parcel of land is vacant or can be made vacant by demolishing any improvements.

      We have evaluated the site's highest and best use improved and as if vacant. In both cases the highest and best use must meet four criteria. The use must be (1) physically possible, (2) legally permissible, (3) financially feasible, and (4) maximally productive. Because the site is improved with improvements that generate an important return, the focus of the highest and best use is on the site as improved.

Highest and Best Use of Property as Improved

      There are no obvious physical conditions that would limit the subject's development potential. The existing shopping center improvements are compatible with surrounding land uses, and the improvements have been designed as a viable community shopping complex. Independence Commons is well positioned to service the surrounding resident population. With all of this in mind, we are of the opinion that the current use of the site is physically possible.

      To the best of our knowledge, the property complies with all of the zoning requirements under the Planned General Commercial zoning district. As noted, there are no private restrictions which are known to adversely affect the utilization of the site. Furthermore, we are not aware of any environmental constraints which might impact the property. Finally, it is recognized that the property has been in continuous operation as a retail use since mid-1996. As such, the existing leases and REAs which are in place dictate a retail use for the property.

      As discussed in the "Retail Market Analysis" sections of this report, the subject is an important shopping destination for a substantial trade area that includes over 100,000 people in its primary market. In the "Income Approach" to the valuation of the subject property, we have provided a detailed analysis of the subject's revenue producing ability as a shopping center. Accordingly, we find that the property, under the concept of continued use, will produce a sufficient income stream to an investor. In our opinion, no other use of the site would provide as great a return. Therefore, we have concluded that the highest and best use of the site as improved is for continued retail utilization as a shopping center.

================================================================================


                                      -40-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                            HIGHEST AND BEST USE
================================================================================

As Vacant

      The subject site is conducive to a variety of developments. Surrounding land uses include retail, office and residential developments. The subject's zoning classification allows for retail commercial and office development. Given the subject's location across from Independence Center, the only regional mall serving the City of Independence, as well as its good regional accessibility, we conclude that retail development represents the most likely use of the site, as if vacant. This is supported by the national anchor store demand and rent levels which have been attained by the subject development. Therefore, it is our opinion that the highest and best use of the subject site, as if vacant, would be for destination retail development to its highest possible F.A.R.

================================================================================


                                      -41-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               VALUATION PROCESS
================================================================================
      Appraisers typically use three approaches in valuing real property: The Cost Approach, the Income Approach and the Sales Comparison Approach. The type and age of the property and the quantity and quality of data effect the applicability in a specific appraisal situation.

      The Cost Approach renders an estimate of value based upon the price of obtaining a site and constructing improvements, both with equal desirability and utility as the subject property. Historically, investors have not emphasized cost analysis in purchasing investment grade properties such as power and large community centers. The estimation of obsolescence for functional and economic conditions as well as depreciation on improvements makes this approach sometime problematic. Furthermore, the Cost Approach fails to fully consider the value of anchor store commitments and the difficulty of site assemblages for such properties. As such, the Cost Approach will not be employed in this analysis due to the fact that the marketplace does not rigidly trade leased shopping centers on a cost/value basis.

      The Sales Comparison Approach is based on an estimate of value derived from the comparison of similar type properties which have recently been sold. Through an analysis of these sales, efforts are made to discern the actions of buyers and sellers active in the marketplace, as well as establish relative unit values upon which to base comparisons with regard to the subject. This approach has a direct application to the subject property. Furthermore, this approach has been used to develop investment indices and parameters from which to judge the reasonableness of our principal approach, the Income Approach.

      By definition, the subject property is considered an income/investment property. Properties of this type are historically bought and sold on the ability to produce economic benefits, typically in the form of a yield to the purchaser on investment capital. Therefore, the analysis of income capabilities are particularly germane to this property since a prudent and knowledgeable investor would follow this procedure in analyzing its investment qualities. Therefore, the Income Approach has been emphasized as our primary methodology for this valuation. This valuation concludes with a final estimate of the subject's market value based upon the total analysis as presented herein.

================================================================================


                                      -42-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       SALES COMPARISON APPROACH
================================================================================

Methodology

      The Sales Comparison Approach provides an estimate of value by comparing recent sales of similar properties in the surrounding or competing area to the subject property. Inherent in this approach is the principle of substitution, which holds that "when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming that no costly delay is encountered in making the substitution."

      By analyzing sales that qualify as arms-length transactions between willing, knowledgeable buyers and sellers, we can identify market value and price trends. Comparability in physical, locational and economic characteristics is an important criterion when comparing the sales to the subject property. The basic steps involved in the application of this approach are as follows:

      1. research recent, relevant property sales and current offerings throughout the competitive marketplace;

      2. Select and analyze properties considered most similar to the subject, giving consideration to the time of sale, any change in economic conditions which may have occurred since the date of sale, and other physical, functional, or locational factors;

      3. Reduce the sales price to a common unit of comparison, such as price per square foot of gross leasable area that is to be sold;

      4. Make appropriate adjustments between the comparable properties and the property appraised;

      5. Identify sales which include favorable financing and calculate the cash equivalent price;

      6. Interpret the adjusted sales data and draw a logical value conclusion.

      The most widely-used and market-oriented unit of comparison for properties such as the subject is the sale price per square foot of gross leasable area
(GLA) purchased and the overall capitalization rate extracted from an analysis of the sale.

      The chart of the Following Page presents an overview of the improved property sales used in this analysis.

================================================================================


                                      -43-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

====================================================================================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.

====================================================================================================================================
                                                                                                              Anchor     Sale
Sale                                     Sale    Yr  Built/              Site Area   Site     GLA    Anchor   GLA as     Price/
No.       Name/Location                  Date    Condition  Sale Price    (Sq.Ft.)  Coverage  Sold     GLA    % of Total Sq.Ft.
====================================================================================================================================
 1   International Drive Value Ctr.    Pending      1995    $20,877,000    984,456   18.9%   186,081  148,274   79.7%    $112.19
     International Drive & Touch One    Jun-97   Excellent
     Orange County                    Agreement
     Orlando, Florida                   Mar-97
------------------------------------------------------------------------------------------------------------------------------------
 2   Smoketown Station                  May-97      1994    $46,500,000  2,350,062   20.0%   469,392  211,226   45.0%     $99.06
     Prince William Pkwy & Worth                    Good
     Prince William County,
     Woodbridge, Virginia
------------------------------------------------------------------------------------------------------------------------------------
 3   Fremont Hub Shopping Ctr.          Apr-97    1962/94   $45,000,000  1,229,699   40.0%   492,263  274,461   55.8%     $91.41
     Fremont Blvd. & Monry Ave.                     Good
     Alameda County,
     Fremont, California
------------------------------------------------------------------------------------------------------------------------------------
 4   Aboretum Crossing (Phs. I)        Pending      1996    $24,000,000    784,000   23.3%   183,000  154,000   84.2%    $131.15
     U.S. Highway 183 &                 Jan-97   Excellent
     N. Mopac Blvd.
     Austin, Texas
------------------------------------------------------------------------------------------------------------------------------------
 5   Westminster Center                 Dec-96      1991    $51,750,000  1,829,520   20.0%   365,699     --       --     $141.51
     Golden West Ave. & Westminster                 Good
     Orange County,
     Westminster, California
------------------------------------------------------------------------------------------------------------------------------------
 6   Lawrenceville Market Center        Nov-96      1995    $34,600,000      --        --    499,129  459,209   92.0%     $69.32
     Ga. 316 & GA. 120                           Excellent
     Lawrenceville, Georgia

------------------------------------------------------------------------------------------------------------------------------------
 7   Centennial Plaza                   Nov-96      1992    $16,700,000    862,000   27.1%   234,000  199,000   85.0%     $71.37
     N.W. 59 & May Avenue                           Good
     Oklahoma City, Oklahoma
====================================================================================================================================
     Survey High:                                           $51,750,000  2,350,062     --    499,129  459,209     --     $141.51
     Survey Low:                                            $16,700,000    784,000     --    183,000  148,274     --      $69.32
====================================================================================================================================
     Survey Average:                                        $34,203,857  1,339,956   25.9%   347,081  241,028   69.4%    $102.29
====================================================================================================================================

====================================================================================================================================
Sale
No.       Name/Location                NOI/                                   Occupancy
                                      Sq.Ft.   OAR     Anchor Tenants          At Sale                      Comments
====================================================================================================================================
 1   International Drive Value Ctr.   $11.21   9.99% Bed Bath & Beyond,        100.0%    New power-oriented center in tourist
     International Drive & Touch One                 Ross, Old Navy, T.J.                area. Incl. $650,000 outpad site. Anchor
     Orange County                                   Maxx, Books-A-Million,              rents $10/sf; in-line $15/sf. IRR appx.
     Orlando, Florida                                Shoe Carnival                       11.0%; term. cap 10.0%.
------------------------------------------------------------------------------------------------------------------------------------
 2   Smoketown Station                $10.13  10.23% Lowe's Home Center,        95.0%    Ctr. abuts Potomac Mills Mall in retail
     Prince William Pkwy & Worth                     Shoppers Food Whse,                 hub for county. Anchor rents $8.40/sf; in-
     Prince William County,                          Best Buy                            line $14-$19/sf. Other majors incl.
     Woodbridge, Virginia                                                                KidsRUs, PetSmart, SuperCrown.
------------------------------------------------------------------------------------------------------------------------------------
 3   Fremont Hub Shopping Ctr.         $8.46   9.25% Safeway, Ross, Longs       89.0%    661,140sf ctr. originally constructed as
     Fremont Blvd. & Monry Ave.                      Drug, Old Navy,                     regional ctr. Converted b/w '92-'94.
     Alameda County,                                 OfficeMax,                          Anchors not incl. in GLA sold are Mont-
     Fremont, California                             Tower Records                       gomery Ward & Home Express.
------------------------------------------------------------------------------------------------------------------------------------
 4   Aboretum Crossing (Phs. I)       $13.70  10.45% Circuit City, Cost Plus,   98.0%    Presale of promotional center. Sale
     U.S. Highway 183 &                              Baby Superstore, Design             expected to close by Jan. 31, 1997.
     N. Mopac Blvd.                                  Shoe Whse, Just For                 REIT purchase based on direct cap.
     Austin, Texas                                   Feet, Mikasa
------------------------------------------------------------------------------------------------------------------------------------
 5   Westminster Center               $11.76   8.31% Home Depot, Edwards        93.0%    Ctr. reportedly developed at cost of $45
     Golden West Ave. & Westminster                  Cinema, Lucky Super-                million by IDM Corp. Avg. lease rate for in
     Orange County,                                  market, Thrifty Drug                line space $15-$27/sf.
     Westminster, California
------------------------------------------------------------------------------------------------------------------------------------
 6   Lawrenceville Market Center       $6.59   9.50% Target*, Home Depot*,     100.0%    Cash acquisition by Equitable Real
     Ga. 316 & GA. 120                               AMC, Goody's, Linens N              Estate Investment Management.
     Lawrenceville, Georgia                          Things, Marshalls, MJ               * Ground Lease
                                                     Design, PetsMart
------------------------------------------------------------------------------------------------------------------------------------
 7   Centennial Plaza                  $7.49  10.50% Home Depot, Best Buy,      93.0%    Buyer uses direct cap only for under-
     N.W. 59 & May Avenue                            Home Place                          wirting. Terms included assumption of
     Oklahoma City, Oklahoma                                                             $11.8 million existing loan at 9.0%-9.25%
                                                                                         interest. REIT buyer.
====================================================================================================================================
     Survey High:                     $13.70  10.50%         --                100.0%
     Survey Low:                       $6.59   8.31%         --                 89.0%
====================================================================================================================================
     Survey Average:                   $9.91   9.75%         --                 95.4%
====================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       Sales Comparison Approach
================================================================================

Overview of Sales

      The negotiated sale price of comparable properties tends to set a range in which the value of the subject will usually fall. In total, seven comparable sales have been analyzed for this analysis. These represent recent sales of large community and power center sales in the south, southwest, southeast, and western regions of the United States. The sales range between $69.32 and $141.51 per square foot of GLA sold, with overall capitalization rates ranging from a low of 8.31 percent to a high of 10.50 percent. These transactions occurred between November, 1996 and June, 1997. Most of the sale properties involve newer developments which are the dominant community or power center within their respective market.

      For the seven sales surveyed, the mean overall sale price is calculated to be $34.2 million (rounded). The mean gross leasable area sold is 347,081 square feet, with the mean overall price per square foot calculated at $102.29 per square foot. Finally, the survey shows a mean NOI of $9.91 per square foot, with an overall capitalization rate of 9.75 percent.

      As can be seen, the sales vary from property to property, based on various characteristics of each property. Some of the most notable differences between the comparable sales include site coverage, anchor GLA as a component of GLA sold, occupancy, tenant merchandising and anchor credit, and the net operating income achieved per square foot.

      Sale No. 1, the most recent comparable transaction surveyed, is the pending sale of International Drive Value Center in Orlando, Florida. This is a relatively smaller center, but with a high ratio of anchor tenant GLA. Anchor and in-line rents are similar to the subject. The property sold for $20,877,700, which equates to $112.19 per square foot of GLA sold. The sale price results in a going-in rate of 9.99 percent.

      Smoketown Station (Sale No. 2) is also a very recent sale. Closing in May 1997, this transaction shows a sale price of $46.5 million for 469,392 square feet. The resulting indicators suggest a price per square foot of $99.06 and an overall cap rate of 10.23 percent. Smoketown Station abuts Potomac Mills Mall in the primary retail district. The center was 95 percent leased at sale and anchored by Lowe's Home Center, Shoppers Food Warehouse, Best Buy, Kids R Us, PetSmart, and SuperCrown Books. The higher capitalization rate reflects the flat leases for the three "big box" anchor stores.

      The two sales which are most proximate to the subject include Sale No. 4 (Aboretum Crossing) and Sale No. 7 (Centennial Plaza). Arboretum Crossing (Sale No. 4) is the pre-sale of a new promotional center located in Austin, Texas. It sold in January 1997 for $24,000,000, or $131.15 per square foot. The OAR achieved is 10.45 percent. Anchors at the property include Circuit City, Cost Plus, Baby Superstore, Design Shoe Warehouse, Just for Feet and Mikasa. The tenant mix, which includes relatively smaller anchor or major stores with higher per unit rental rates, pushes the price per square foot upward. However, the higher credit risk associated with this tenancy resulted in a higher going-in capitalization rate.

================================================================================


                                      -45-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       Sales Comparison Approach
================================================================================

      Sale No. 7 is the November, 1995 sale of Centennial Plaza in Oklahoma City, Oklahoma. The sale price was $16,700,000 for 234,000 square feet. This equates to $71.37 per square foot, with a going-in OAR of 10.50 percent. Terms of the sale involved cash to existing loans totaling $11.8 million at fixed interest rates of 9.0 percent and 9.25 percent. According to our sources, a slight upward adjustment for cash equivalency is required. This center was built in 1992 and was in overall good condition at the time of sale. Anchor tenants include Home Depot, Best Buy, and Home Place and comprise 85 percent of the total center GLA. The high ratio of "big box" anchor tenants drives the per unit price of this comparable downward.

      The balance of comparable shopping center sales are situated in varying markets across the country. They have been included because of their comparability to the subject by virtue of anchor alignment, merchandising mix, size, etc. We believe that these sales provide a better indication of value for the subject than the local/regional centers in Kansas and Missouri.


Analysis of Sales

      The major elements of comparison for an analysis of this type include the property rights conveyed, the financial terms incorporated into a particular transaction, the conditions or motivations surrounding the sale, changes in market conditions since the sale, the location of the real estate, its physical traits and the economic characteristics of the property. The first adjustment made to the market data takes into account differences between the subject property and the comparable property sales with regard to the legal interest transferred. Advantageous financing terms or peculiar conditions of sale are then adjusted to reflect a normal market transaction. Next, changes in market condition must be accounted, thereby creating a time adjusted normal unit of comparison. Lastly, adjustments for location, the physical traits, and the economic characteristics of the market data are made in order to generate the final adjusted unit rate which is appropriate for the subject property.


      Property Rights Conveyed

      All of the sales utilized in this analysis involved the transfer of the leased fee interest in the real property. The comparables were all encumbered by a number of leases with varying sized tenants and expiration dates. We believe, then, that no adjustment to the market data is necessary for the property rights conveyed.


      Financial Terms

      To the best of our knowledge, all of the sales utilized in this analysis, with the exception of Sale No. 7, were accomplished with cash and/or cash and market oriented financing. Therefore, no adjustment for financial terms is required for these comparables. We have considered an upward adjustment to Sale No. 7 for the above market loans assumed in the transaction.

================================================================================


                                      -46-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       Sales Comparison Approach
================================================================================

      Conditions of Sale

      Adjustments for conditions of sale usually reflect the motivations of the buyer and the seller. In many situations the conditions of sale may significantly affect transaction prices. However, all sales used in this analysis are considered to be "arms-length" market transactions between both knowledgeable buyers and sellers on the open market. Therefore, no adjustment for conditions of sale are required for the comparables.


      Market Conditions

      The sales presented have all taken place within the last 12 months. Thus, no market condition adjustments would be considered necessary in this instance.


      Location

      An adjustment for location may be required when the locational characteristics of a comparable property are different from those of the subject property. Adjustments of this sort are difficult as well. Without a better analysis of comparable trade areas and sales averages at the sale properties, adjustments of this sort are virtually impossible. As discussed in the "Regional" and "Retail Market" sections of this report, the subject's trade area is forecasted to experience population and household growth at rates in excess of the surrounding Kansas city MSA, but moderate in relation to other areas in the west and south regions of the country.

      From a review of the sales, there appear to be no glaring locational differences between comparables. It is noted, however, that several of the sales are located in areas which are experiencing somewhat better population and income growth, which would be considered superior to the subject location. Likewise, some of the properties are in markets which are experiencing either negative or slower growth and could be considered inferior to the subject. Several of the properties are also situated in significantly larger trade areas/regions which would be considered superior to Kansas City.


      Physical Traits

      Most sales presented were newly constructed, with the exception of Sale No. 3 (Fremont Hub) which involved a re-development of an older regional center. All sales were considered to be in good to excellent condition at sale and no measurable physical adjustments can be readily quantified. Some upward adjustment would be considered appropriate for Sale No. 3.

      Economic Characteristics

      Most income producing properties are purchased on gross expected income, rather than leasable area, making unit prices a somewhat subjective reflection of investment behavior. In our opinion, a buyer's criteria for the purchase of a retail property is predicated primarily on the property's income characteristics. Thus, we have identified a relationship between the operating income and the sales price of the property.

      Typically, a higher net operating income per square foot corresponds to a higher sales price per square foot. Therefore, this adjustment incorporates factors such as location, tenant mix, rental levels, operating characteristics, and building quality, making adjustments more objective rather than subjective.

================================================================================


                                      -47-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       Sales Comparison Approach
================================================================================

      In order to quantify the appropriate adjustments to the indicated per square foot unit values, we compare the subject's first year projected net operating income per square foot to the pro-forma income of the individual sale properties. The table below adjusts each property's sale price per square foot on this basis. The derivation of the subject's projected first year net operating income (FY 1998 $9.93 per square foot) is presented in the "Income Approach" section of this report and is based on first year NOI.

================================================================================
                        Price Per SQ/FT Adjustment Chart
================================================================================
              Comp.
              Sale        Subject      Adjust.        Unadjust.        Adjust.
Sale No.     NOI/SF       NOI/SF       Factor         Unit Price     Unit Price
================================================================================
1            $ 11.21      $ 9.93       0.8858          $ 112.19       $  99.38
--------------------------------------------------------------------------------
2            $ 10.13      $ 9.93       0.9803          $  99.06       $  97.11
--------------------------------------------------------------------------------
3            $  8.46      $ 9.93       1.1738          $  91.41       $ 107.30
--------------------------------------------------------------------------------
4            $ 13.70      $ 9.93       0.7248          $ 131.15       $  95.06
--------------------------------------------------------------------------------
5            $ 11.76      $ 9.93       0.8444          $ 141.51       $ 119.49
--------------------------------------------------------------------------------
6            $  6.59      $ 9.93       1.5068          $  69.32       $ 104.45
--------------------------------------------------------------------------------
7            $  7.49      $ 9.93       1.3258          $  71.37       $  94.62
================================================================================
Survey
Mean:        $  9.91      $ 9.93       1.0020          $ 102.29       $ 102.49
================================================================================

      After adjustments for these economic differences, the sales presented reflect a range from approximately $95 to $119 per square foot with a mean of approximately $102.49 per square foot on a stabilized basis. The subject's "stabilized" net operating income per square foot of $9.93 (FY 1998) is considered to be most comparable to Sales Nos. 1, 2, 3, and 5. These improved property sales show adjusted unit rates ranging between $97 and $119 per square foot of gross leasable area.

      The sale price per square foot of gross leasable area, including land, implicitly contains both the physical and economic factors of the value of a shopping center. Such statistics, however, do not explicitly convey by themselves many of the details surrounding a specific income producing property like the subject. Nonetheless, the process we have undertaken here is an attempt to quantify the unit price based upon the subject's income producing potential .

      The subject is viewed as being the dominant power/community center in an area with good demographics, and limited competition. It is well leased with several tenants that are unique to the market. Continued upside exists through lease-up of the remaining two vacant stores and through the potential for overage rents as the center matures.

      Considering the characteristics of the subject relative to the above, we believe that a unit rate at the middle of the range of $103 to $105 per square foot is appropriate. Applying this unit rate range to 365,062 square feet results in a value of approximately $37,600,000 to $38,330,000 for the subject property.

================================================================================


                                      -48-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       Sales Comparison Approach
================================================================================

      Based upon a net income of $3,625,231, a range of overall capitalization rates extending from 9.46 to 9.64 percent is generated by the indicated value. This range is considered to be reasonable for a property of the subject's caliber.

Conclusion

      In light of the above, it is our opinion that the Sales Comparison Approach indicates a market value for the subject in the range of $37,600,000 to $38,300,000, as of July 2, 1997.

================================================================================


                                      -49-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 INCOME APPROACH
================================================================================

Introduction

      The Income Approach is based upon the economic principle that the value of a property capable of producing income is the present worth of anticipated future net benefits. The net income projected is translated into a present value indication using the capitalization process. There are various methods of capitalization that are based on inherent assumptions concerning the quality, durability, and pattern of the income projection.

      Where the pattern of income is irregular due to existing leases that will terminate at staggered, future dates, or to an absorption or stabilization requirement on a newer development, the discounted cash flow analysis is the most applicable.

      Discounted Cash Flow Analysis (DCF) is a method of estimating the present worth of future cash flow expectancies by individually discounting each anticipated collection at an appropriate discount rate. The indicated market value by this approach is the accumulation of the present worth of future projected years' net income (before income taxes and depreciation) and the present worth of the reversion of the estimated property value at the end of the projection period. The estimated value of the reversion at the end of the projection period is based on the capitalization of the next year's projected net income.

      A second method of valuation, using the Income Approach, is to directly capitalize a stabilized net income based on rates extracted from the market or built up through mortgage equity analysis. This is a valid method of estimating the market value of the property as of the achievement of stabilized operations. In the case of the market value of the subject, operations are considered to be at stabilization. Thus, the direct capitalization method will provide additional support in the valuation process.

Discounted Cash Flow

      The Discounted Cash Flow produces an estimate of value through an economic analysis of the subject property in which the net income generated by the asset is converted into a capital sum at an appropriate rate. First, the revenues which a fully informed investor can expect the subject to produce over a specified time horizon are established through an analysis of the current rent roll, as well as the rental market for similar properties. Second, the projected expenses incurred in generating these gross revenues are deducted. Finally, the residual net income is discounted into a capital sum at an appropriate rate which is indicative of the subject property's current value in the marketplace.

      In this Income Approach to the valuation of Independence Commons, we have utilized a 10-year holding period for the investment with the cash flow analysis commencing on August 1, 1997. We have tested the sensitivity of the present value over a 10 to 15 year time horizon and chosen a 10 year period as being a realistic time to sell. Please note that our cash flows are provided on a fiscal year basis.

================================================================================


                                      -50-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                              INDEPENDENCE COMMONS

                                        FY 1998       FY 1999       FY 2000       FY 2001       FY 2002        FY 2003
                                        -------       -------       -------       -------       -------        -------
INCOME
------
Minimum Rent                          $ 3,712,003   $ 3,849,686   $ 3,859,098   $ 3,901,671   $ 4,011,038   $ 4,107,377
Overage Rent                                   $0            $1            $2            $3            $4            $5
                                               --            --            --            --            --            --
    Total Rent Revenue                  3,712,003     3,849,687     3,859,100     3,901,674     4,011,042     4,107,382

Expense Recoveries                      1,178,591     1,228,243     1,264,014     1,294,079     1,315,698     1,370,806
                                        ---------     ---------     ---------     ---------     ---------     ---------
    Total Income                        4,890,594     5,077,930     5,123,114     5,195,753     5,326,740     5,478,188

General Vacancy/Credit Loss (30,114)      (30,114)      (33,085)      (33,581)      (33,500)      (32,844)      (35,688)
    Effective Income                    4,860,480     5,044,845     5,089,533     5,162,253     5,293,896     5,442,500

EXPENSES
--------
Common Area Maintenance                   300,346       309,356       318,637       328,196       338,042       348,183
Real Estate Taxes                         602,360       620,431       639,044       638,215       677,961       698,300
Insurance Expense                         111,481       114,826       118,271       121,819       125,473       129,237
Miscellaneous Expense                      25,438        26,201        26,987        27,796        28,630        29,489
Management Fee Expense                    195,624       203,117       204,925       207,830       213,069       219,127
                                          -------       -------       -------       -------       -------       -------
   Total Expenses                       1,235,249     1,273,931     1,307,864     1,343,856     1,383,175     1,424,336

                                     -------------------------------------------------------------------------------------
NET OPERATING INCOME                    3,625,231     3,770,914     3,781,669     3,818,397     3,910,721     4,018,164
                                     -------------------------------------------------------------------------------------
    (Before Ground Rent)

CAPITAL COSTS
-------------
Alterations                                24,008             0             0             0        16,851        10,510
Commissions                                30,900             0             0             0        22,458        13,320
Reserves                                   36,506        36,506        36,506        36,506        36,506        36,506
                                           ------        ------        ------        ------        ------        ------

   Total Capital Costs                     91,414        36,506        36,506        36,506        75,815        60,336
                                     =====================================================================================
TOTAL PROPERTY CASH FLOW               $3,533,817    $3,734,408    $3,745,163    $3,781,891    $3,834,906    $3,957,828
                                     =====================================================================================

                                      FY 2004        FY 2005      FY 2006        FY 2007       FY 2008
                                      -------        -------      -------        -------       -------
INCOME
------
Minimum Rent                         $ 4,164,763   $ 4,167,300   $ 4,289,452   $ 4,371,431   $4,474,255
Overage Rent                                  $6            $7            $8            $9          $10
                                              --            --            --            --          ---
    Total Rent Revenue                 4,164,769     4,167,307     4,289,460     4,371,440    4,474,265

Expense Recoveries                     1,420,510     1,461,936     1,504,984     1,518,900    1,581,169
                                       ---------     ---------     ---------     ---------    ---------
    Total Income                       5,585,279     5,629,243     5,794,444     5,890,340    6,055,434

General Vacancy/Credit Loss              (37,936)      (38,183)      (38,934)      (37,039)     (40,823)
    Effective Income                   5,547,343     5,591,060     5,755,510     5,853,301    6,014,611

EXPENSES
--------
Common Area Maintenance                  358,628       369,387       380,469       391,883      403,639
Real Estate Taxes                        719,249       740,827       763,052       785,943      809,521
Insurance Expense                        133,115       137,108       141,221       145,458      149,822
Miscellaneous Expense                     30,374        31,285        32,223        33,190       34,186
Management Fee Expense                   223,411       225,169       231,778       235,613      242,217
                                         -------       -------       -------       -------      -------
   Total Expenses                      1,464,777     1,503,776     1,548,743     1,592,087    1,639,385

                                     ------------------------------------------------------------------
NET OPERATING INCOME                   4,082,566     4,087,284     4,206,767     4,261,214    4,375,226
                                     ------------------------------------------------------------------
    (Before Ground Rent)

CAPITAL COSTS
-------------
Alterations                                    0             0             0        20,022        6,536
Commissions                                    0             0             0        22,458        7,200
Reserves                                  36,506        36,506        36,506        36,506       36,506
                                          ------        ------        ------        ------       ------
   Total Capital Costs                    36,506        36,506        36,506        78,986       50,242

                                     ==================================================================
TOTAL PROPERTY CASH FLOW              $4,046,060    $4,050,778    $4,170,261    $4,182,228   $4,324,984
                                     ==================================================================

                                 PRICING MATRIX
=========================================================================================
IRR / TERMINAL RATE           9.25%         9.50%         9.75%       10.00%       10.25%
-----------------------------------------------------------------------------------------
              10.25%    $40,779,596   $40,322,199   $39,888,258  $39,476,013  $39,083,879
              10.50%    $40,135,193   $39,688,040   $39,263,817  $38,860,805  $38,477,452
                                                    ------------------------
              10.75%    $39,504,639   $39,067,477   $38,652,733  $38,258,727  $37,883,940
              11.00%    $38,887,586   $38,460,171   $38,054,674  $37,669,452  $37,303,022
                                                    ------------------------
              11.25%    $38,283,700   $37,865,793   $37,469,317  $37,092,665  $36,734,386

                              RETURN (IRR) MATRIX
================================================================================
Price/Term Cap           9.25%      9.50%       9.75%    10.00%    10.25%
--------------------------------------------------------------------------------
$39,000,000             10.95%     10.78%      10.61%    10.44%    10.28%
$38,500,000             11.16%     10.98%      10.81%    10.65%    10.49%
$38,000,000             11.37%     11.19%      11.02%    10.86%    10.70%
$37,500,000             11.58%     11.41%      11.24%    11.07%    10.91%
$37,000,000             11.80%     11.62%      11.45%    11.29%    11.13%


Cushman & Wakefield, Inc.                                INDC-DCF.XLS, Cash Flow
Valuation Adivsory Services                                   7/21/97 at 4:07 PM

                                                                 Income Approach
================================================================================

      An analytical real estate computer model that simulates the behavioral aspects of the property and examines the results mathematically is employed for the discounted cash flow analysis. In this instance, it is the PRO-JECT +plus software model. On the facing page is a summary of the expected annual cash flows from the operation of the subject over the stated investment holding period. Following is a detailed discussion of the components which form the basis of this analysis.


Potential Gross Revenues

      The total potential gross revenues generated by the subject property is primarily composed of minimum rent determined by lease agreement, and reimbursement of certain expenses incurred in the ownership and operation of the real estate.

      In the initial year of the investment, fiscal year 1998, it is projected that the subject property will generate approximately $4,890,594 in potential gross revenues, equivalent to $13.40 square foot of total owned GLA of 365,062 square feet. These forecasted revenues may be allocated to the following components:

================================================================================
                              Independence Commons
                                 Revenue Summary
                       Initial Year of Investment FY 1998
================================================================================
Revenue Component       Amount              Unit Rate        Income Ratio
================================================================================
Minimum Rent            $3,712,003            $10.17               76%
--------------------------------------------------------------------------------
Overage Rent            $        0            $    0                0%
--------------------------------------------------------------------------------
Expense Recoveries      $1,178,591            $ 3.23               24%
--------------------------------------------------------------------------------
Total                   $4,890,594            $13.40            100.0%
================================================================================


Minimum Rental Income

      The minimum rent produced by the subject property is derived from that paid by the various tenant types. The projection utilized in this analysis is based upon the actual rent roll and our projected leasing schedule in place as of the date of appraisal, together with our assumptions as to the absorption of vacant space (if applicable), market rent growth, and renewal/ turnover probability.

      In our investigation and analysis of the marketplace, we have surveyed, and ascertained where possible, rent levels being commanded by competing centers. However, it should be recognized that large retail shopping centers are generally considered to be separate entities by virtue of age and design, accessibility, visibility, tenant mix and the size and purchasing power of the trade area. Consequently, the best measure of minimum rental income can sometimes be its actual rent roll leasing schedule.

================================================================================


                                      -51-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

      As such, our analysis of recently negotiated leases for tenants at the subject provides important insight into perceived market rent levels for the center. This is of particular importance since tenants are cognizant of the centers position in the market and are factoring this knowledge into their lease negotiations. Inasmuch as a tenant's ability to pay rent is based upon expected sales achievement, the level of negotiated rents is directly related to the tenant's perception of expected performance at the property. Since the subject center was first opened in 1996, there is ample lease data from this property to analyze typical rent structures for the various tenant categories.

      On the following pages are tenant profile exhibits for existing tenants at the subject center. We have considered three separate retail tenant categories: large tenants (greater than 20,000 square feet), other major tenants (10,000 to 16,000 square feet), and small tenants (less than 10,000 square feet). Following is a summary of the tenant leases which have most recently been negotiated at the subject center.

      Mattress Firm leased 4,500 square feet in Building K (Suite K001) commencing in May, 1997. The base rent is $15.00 per square foot, increasing to $16.50 per square foot in May, 2000. This is a five-year lease. The tenant improvement allowance was $6,750 square feet, or $1.50 per square foot. There was no free rent concession. It is our understanding that the tenant opened for business in mid-April. This is an interior suite in Building K, which is a multi-tenant out parcel building.

      The subject leasing representative reports a pending lease with The Associates, a financial tenant, for 3,500 square feet in Building K (Suite
      K002). Terms have been negotiated and the lease is being prepared. The base rent is $12.25 per square foot for the first two years, increasing to $13.25 in year 3, and to $14.50 per square foot for years four and five. The tenant has a right to terminate the lease in year three. The tenant improvement allowance is budgeted at $10,000 ($2.86 per square foot) but is dependent on the tenant's actual build-out costs. There was no free rent concession. The lease is expected to commence in mid-September, 1997.

      There is also reported to be strong interest for vacant Suite K001 (6,800 square feet), which is the end-cap space in Building K. The prospective tenant is a bicycle retailer. Although lease terms have not been negotiated, the space has been offered at an initial base rent of $16.00 per square foot, with $60,000 TI allowance ($8.82 per square foot). One of the reasons for the higher TI allowance is the inferior quality of the previous tenant's build-out.

================================================================================


                                      -52-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

      Another recent lease negotiation is the pending ground lease of the vacant out parcel pad to American Multi-Cinema, Inc. According to Mr. Bobman, AMC Theatres plans to expand their theater building with five additional screens. Additional parking will reportedly be required to support the increased building area. Therefore, AMC Theatres intends to lease the vacant pad for the additional parking as required by the planning authorities. We were not provided with a written copy of the lease deal points. However, Mr. Bobman reports that the effective net rent will be approximately $80,000, flat. The ground-lease will be coterminous with AMC's existing lease, including the option terms.

      It should be noted that we have not included the pending leases in the following tenant profile exhibits. However, the pending leases for Suite K002 (The Associates) and the vacant pad site are considered reflective of market lease terms and have been incorporated into our valuation analysis. We assume that Suite K001 will be leased, or absorbed, at our concluded market rent for the space.

================================================================================


                                      -53-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                 TENANT PROFILE
                              Independence Commons
                       Large Retail Tenants (>20,000 sf)
       ==================================================================
                                                                 Min Rent
       Suite         Tenant                          Occupied     PSF/Mo
       A000          Kohl's                            80,684      $6.53
       ------------------------------------------------------------------
       H000          Rhode's Furniture                 50,640      $8.00
       ------------------------------------------------------------------
       C000          Bed, Bath and Beyond              40,000      $9.00
       ------------------------------------------------------------------
       D000          Marshall's                        30,439      $7.75
       ------------------------------------------------------------------
       I000          Barnes & Noble                    30,000     $13.25
       ------------------------------------------------------------------

                      ===================================
                                 Tenant Summary
                      ===================================
                          High rent (psf)        $ 13.25
                          Low rent (psf)         $  6.53
                      -----------------------------------
                       Weighted average (psf)    $  8.31
                      -----------------------------------

                          Largest area (sf)       80,684
                          Smallest area (sf)      30,000
                      -----------------------------------
                       Average area (sf)          46,353
                      -----------------------------------
                      -----------------------------------
                       Total Occupied Area (sf)  231,763
                      ===================================


                                [GRAPHIC OMITTED]
                              Tenant Overview Chart

================================================================================


                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                 TENANT PROFILE
                              Independence Commons
                    Other Major Tenants (10,000 - 16,000 sf)

                 =================================================
                                                         Min Rent
                   Suite  Tenant              Occupied    PSF/Mo
                 =================================================
                   F000   Croomers Crafts     15,003    $    8.25
                 -------------------------------------------------
                   E000   Nill Brother Sport  12,033    $   11.00
                 -------------------------------------------------
                 =================================================


                      ===================================
                                 Tenant Summary
                      ===================================
                           High rent (psf)        $11.00
                           Low rent (psf)         $ 8.25
                      -----------------------------------
                        Weighted average (psf)    $ 9.47
                      -----------------------------------

                           Largest area (sf)      15,003
                           Smallest area (sf)     12,033
                      -----------------------------------
                        Average area (sf)         13,518
                      -----------------------------------
                      -----------------------------------
                        Total Occupied Area (sf)  27,036
                      ===================================


                                [GRAPHIC OMITTED]
                              Tenant Overview Chart

================================================================================


                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

           ======================================================
                                 TENANT PROFILE
                              Independence Commons
                              Small Retail Tenants
           ======================================================
           ------------------------------------------------------
                                                        Min Rent
             Suite   Tenant                 Occupied      PSF/Mo
             B001    Hallmark Showcase         7,500     $13.00
           ------------------------------------------------------
             K001    Mattress Firm             4,500     $15.00
           ------------------------------------------------------
             B002    Southwest Bell            4,000     $12.50
           ------------------------------------------------------
             B004    Oh Gerry Optical          3,015     $13.00
           ------------------------------------------------------
             B005    Shoe Cents                3,000     $12.00
           ------------------------------------------------------
             B003    Perfume Pizazz            2,710     $13.00
           ------------------------------------------------------
             B006    Jenny Craig               2,228     $13.50
           ------------------------------------------------------
             B007    Sally Beauty              2,010     $12.00
           ------------------------------------------------------
             K003    Computer Rennaisance      2,000     $16.50
           ------------------------------------------------------
             K004    Great Clips               1,200     $16.00
           ------------------------------------------------------
           ======================================================


                      ===================================
                                 Tenant Summary
                      ===================================
                           High rent (psf)        $16.50
                           Low rent (psf)         $12.00
                      -----------------------------------
                        Weighted average (psf)    $13.43
                      -----------------------------------

                           Largest area (sf)       7,500
                           Smallest area (sf)      1,200
                      -----------------------------------
                        Average area (sf)          3,216
                      -----------------------------------
                      -----------------------------------
                        Total Occupied Area (sf)  32,163
                      ===================================


                                [GRAPHIC OMITTED]
                              Tenant Overview Chart


================================================================================


                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

Analysis of Market Leases

      In our investigation and analysis of the marketplace, we have surveyed, and ascertained where possible, rent levels being commanded by competing centers. However, it should be recognized that large retail centers are generally considered to be separate entities by virtue of age and design, accessibility, visibility, tenant mix and the size and purchasing power of the trade area. Due to its location and overall uniqueness to the market area, it is difficult to compare the subject to other local centers.

      A survey of local retail properties was presented in the Market Analysis section for comparison with the subject property. These are retail centers of various sizes and quality located throughout the subject's immediate competitive market. The centers detailed in the chart are all within the primary trade area of the subject. As previously discussed, the two most competitive centers are The Marketplace and Noland Fashion Square. The average in-line rents at these centers currently range from $9.00 to $18.00 per square foot. Most of the recent leasing activity is reported to be in the $10.00 to $15.00 per square foot range.

      The subject is considered the dominant community center within the City of Independence. Thus, we would expect to see achievable rents at the subject center which are at the upper end of the comparable data range. We conclude an average market rent for the in-line stores in Building B at $13.50 per square foot. For the Building K stores, the average market rent is concluded at $14.50 per square foot. The higher market rent reflects the superior exposure, tenant identity and parking access for the stores in Building K, which is a free-standing out parcel building. The subject's leasing representative concurred with our market rent estimates.

      To determine market standards for the leasing of anchor spaces, we conducted a national survey of anchor tenants at large community, power, and regional centers. This data is presented in the Addenda. The most pertinent comparables on this chart involve several anchor store leases at a new developing power center in northern Kansas City. These major tenant leases indicate initial base rents ranging from $6.50 per square foot for Steinbach to $13.00 per square foot for Barnes & Noble. The weighted average base rent is calculated at $9.57 per square foot per year.

      Based on the available data, it is our opinion that the subject's existing anchor and major tenant leases are reasonably reflective of market rent for these stores.

      The subject AMC Theatre lease shows a base rent of $13.50 per square foot, with fixed increases every four years. We have considered the contract rent for the theater relative to recent theater leases with national cinema operators throughout the country. This data is summarized in the Addenda. The comparable theater leases range widely from $7.56 to $35.53, with a weighted average rent of $16.77. The subject's contract rent is reasonably supported by the recent AMC Theatre lease at a new power center current under construction in northern Kansas City at $16.50 per square foot, as well as a confidential lease for a new theater at an off-price mega mall in the Midwestern United States at $18.31 per square foot.

================================================================================


                                      -57-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

      All of the anchor tenants have renewal options at fixed rents which extend beyond the analysis term. We have assumed in our analysis that the anchors will exercise their options, or alternatively that a replacement tenant would re-lease the space at similar terms. Nill Brother Sports also has two five-year renewal options extending the lease term through 2016. Coomers Crafts expires in April, 2011, which is also beyond the investment holding period.


Conclusion

      The following table summarizes our market rent conclusions for the various store categories at the subject center.

                  ==============================================
                             Market Rent Conclusions*
                              Independence Commons
                  ==============================================
                   Anchor Stores (>20,000 sf)         $    9.00
                  ----------------------------------------------
                   Other Majors (10,000 - 16,000 sf)  $   11.00
                  ----------------------------------------------
                   In-line Shops (Building B)         $   13.50
                  ----------------------------------------------
                   In-line Shops (Building K)         $   14.50
                  ----------------------------------------------
                   * Rents are per square foot, per annum, with
                     triple net expenses.
                  ==============================================

Lease Terms

      The typical lease term for new retail leases in centers such as the subject generally ranges from three to ten years. Market practice dictates that it is not uncommon to get rent bumps throughout the lease term either in the form of fixed dollar amounts or a percentage increase based upon changes in some index, usually the Consumer Price Index (CPI). Often the CPI clause will carry a minimum (4 percent) annual increase and be capped at a higher maximum (6 to 7 percent) amount. Most of the in-line leases at the subject center are either flat over the typical 5-year term, or with fixed increases after three years of $0.50 per square foot.

      Our market rent conclusions assume flat rent over the five-year lease term.


Concessions

      Free Rent

      Management reports that free rent has been a relative non-issue for new tenants at the subject center. The subject has achieved 97 percent occupancy and is viewed as the premier retail community center in the area. As such, we do not feel that it is necessary to offer any free rent.

      Tenant Workletter

      Tenant build-out allowances are another form of inducement to tenants. A review of local environs suggests that tenant workletter is not typically offered but often times given as part of tenant negotiation. Some tenants at the subject were provided with build-out allowances in conjunction with the new construction of the center. This is typical of new construction during which tenants are given allowances covered in the construction budget. Generally, allowances vary lease by lease, depending upon build-out requirements and rental rates achieved. The most recent executed lease shows a tenant improvement allowance of $1.50 per square foot

================================================================================


                                      -58-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

(Mattress Firm). Ownership has budgeted $2.86 per square foot for Suite K002. We have included the full budgeted allowance in our cash flow analysis. However, the higher allowance is for first generation space. Typically, tenant improvement costs are lower for second generation stores in a newer center. For this analysis, new tenants to the center are given an allowance of $2.00 per square foot. We have not included any tenant allowances for renewal tenants. Based on our renewal probability of 70/30, the tenant allowance at rollover is equal to $0.60 per square foot in 1997. No allowance is provided for tenants exercising options.


Absorption

      The subject property is presently 97 percent leased. There are two remaining vacant suites. A pending lease has been negotiated for Suite K002 (3,500 square feet), with the anticipated rent commencement in mid September, 1997. We have projected absorption of this space in October, 1997. Although there is strong interest in the remaining end-cap space (Suite K005) at 6,800 square feet, the deal has not yet been negotiated. We project absorption of this space in March, 1998, or a downtime of 8 months from the date of our inspection.

Rent Growth Rates

      Market rent will, over the life of a prescribed holding period, quite obviously follow an erratic pattern. A review of investor's expectations regarding income growth shows that projections generally range between 3.00 and
4.00 percent for retail centers. Cushman & Wakefield's Autumn 1996 survey of pension fund, REITs, bank and insurance companies, and institutional advisors reveals that current income forecasts are utilizing average annual growth rates between zero and 6.0 percent. The low and high mean is shown to be 2.9 and 3.7 percent, respectively. (see Addenda for survey results).

      The Peter F. Korpacz Investor Survey (Second Quarter 1997) shows slightly more conservative results with average annual rent growth of 2.88 percent.

      After considering the above, we have utilized a rent growth rate of 3.0 percent per year over the holding period.

Commissions

      For new leases, a commission of $3.00 per square foot will be charged, which is reflective of the standard commission rate in the subject's market. Renewal leases will not have commission charges. With the 70/30 probability assumption, the blended commission rate for 1997 is $0.90 per square foot of leased area.

Releasing Assumption

      Upon lease expiration, it is our best estimate that there is a 70 percent probability that an existing tenant will renew their lease, while the remaining 30 percent will vacate their space at expiration. Lease terms are for 5 years. Our global market assumptions for non-anchor tenants may be summarized on the following chart.

================================================================================


                                      -59-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

================================================================================
                               Renewal Assumptions
                               Non- Anchor Tenants
================================================================================
                  Lease                                      Tenant Alterations
 Tenant Type      Term          Rent Steps    Free Rent      & Commissions
================================================================================
 In-Line Shops    5 yrs.          Flat           None              Yes
================================================================================

      Many tenants have set options to renew their leases. Option renewals have been compared to projected market rents in order to forecast the probability of tenant options being exercised. In this analysis, all anchor and major store options are assumed to be exercised. For the smaller in-line stores, we have assumed that the space will rollover to market at the expiration of the initial lease term based on our global renewal/rollover probability. We have not included the option terms for the in-line tenants.


Overage Rent

      In addition to the minimum base rent, tenants will typically contract to pay a percentage of their gross annual sales over a pre-established base amount as overage rent. Most leases have a natural breakpoint. In a few instances, the lease provides for a specified breakpoint sales level. The average overage percentage for small space retail tenants is in a range of 4 percent to 6 percent. Anchor overage percentages range from 2 percent to 3 percent. The theater lease specifies an overage percentage of 8 percent over a natural breakpoint.

      Traditionally, it takes a number of years for a retail center to mature and gain acceptance before generating any sizable percentage income. As a center matures, the level of overage rents typically becomes a larger percentage of total revenue. It is one measure for protecting the equity investor against inflation.

      We have not forecasted any percentage rent for tenants in the center. Investors are typically very cautious in projecting overage rent revenue in the underwriting of new, unseasoned retail centers. The limited tenant sales reports for the subject center do not suggest that tenant sales will initially exceed their respective overage breakpoints.


Expense Reimbursement

      By lease agreement, tenants are required to reimburse the lessor for certain operating expenses. Included among these operating items are real estate taxes, insurance, and common area maintenance (CAM). In the first year of the investment, it is projected that the subject property will generate approximately $1,178,591 in reimbursements for these operating expenses. This estimate is equal to approximately $3.23 per square foot of owned GLA (365,062 square feet) and represents approximately 24 percent of potential gross revenues. The tenant-owned out parcel buildings also contribute to common area maintenance recoveries.

================================================================================


                                      -60-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

Common Area Maintenance

      Common area maintenance is recovered from tenants on a pro-rata share basis. Most tenants are charged an administrative fee between 10 and 15 percent. In some instances, management fees are also passed through to tenants through CAM billings. Some of the tenants pay no administrative fee, while others pay their pro rata share of the expenses with an annual cap. The out parcel tenants (un-owned) each pay fixed CAM charges as specified in their separate agreements.

      The standard small shop recovery includes management and a 15 percent administrative fee. Based on this recovery formula, and using the projected fiscal 1998 CAM expense of $300,346, the typical small shop recovery rate is calculated at $1.59 per square foot per year.

      For all speculative renewal tenants, we have assumed continued CAM recovery charges as per the initial lease terms.

      Real Estate Taxes

      Real estate taxes are recovered on a pro-rata share basis for tenants at the center. Several tenants have administrative fees added to their tax obligation. Utilizing a FY 1998 estimated tax expense of $602,360, and assuming a 15 percent administrative fee, the indicated recovery from typical in-line tenants is $1.90 per square foot. For speculative renewals, we have assumed continued tax recovery charges as per the initial lease terms.

      Insurance

      Insurance expenses are recovered based upon a pro-rata share. Most of the in-line tenants pay an administrative fee in addition to the actual expense. In FY 1998, an expense of $111,481 and a 15 percent administrative fee results in a recovery of $0.35 per square foot.

Total Expense Recoveries

      As discussed above, total tenant recovery charges are calculated at $3.84 per square foot per year, based on the typical in-line tenant recovery formula. This equates to a monthly charge of $0.32 per square foot.


Allowance for Vacancy and Credit Loss

      Both the investor and the appraiser are primarily interested in the cash revenues that an income-producing property is likely to produce annually over a specified period of time rather than what it could produce if it were always 100 percent occupied and all the tenants were actually paying rent in full and on time. It is normally a prudent practice to expect some income loss, either in the form of actual vacancy or in the form of turnover, non-payment, or slow payment by tenants. We have reflected a provision for permanent vacancy and credit loss of 3.0 percent among the existing non-anchor tenants.

      In this analysis we have forecasted that there is a 70 percent probability that an existing tenant will renew their lease and a 30 percent probability that the space will turnover. Upon turnover, we have forecasted rent loss equivalent to three months to be incurred to account for the time and/or costs associated with bringing the space back on line. Thus, minimum rent as

================================================================================


                                      -61-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

==================================================================================================================
                                            Operating Income and Expense Analysis
==================================================================================================================
                                        1996                       1997 Budget                   C&W Estimtate
                                   Total    Per SF               Total     Per SF             Total     Per SF
==================================================================================================================
Income
   Base Rent                  $2,840,741      $  7.78       $3,663,930       $ 10.04     $3,712,003       $ 10.17
   Percentage Rent                    $0      $   -                 $0       $   -               $0       $   -
   Other Income                  $12,789      $  0.04           $3,738       $  0.01             $0       $   -
   Expense Recoveries           $582,031      $  1.59         $825,315       $  2.26    $ 1,178,591       $  3.23
                              ------------------------------------------------------------------------------------
Gross Income                  $3,435,561      $  9.41       $4,492,983       $ 12.31     $4,890,594       $ 13.40
Less Credit Loss Allowance                                                                 ($30,114)
Effective Gross Income                                                                   $4,860,480
Recoverable Expenses
   Common Area Maintenance      $119,005      $  0.33         $295,180       $  0.81       $300,346        $ 0.82
   Insurance                     $88,470      $  0.24         $109,564       $  0.30       $111,481        $ 0.31
   Real Estate Taxes            $219,700      $  0.60         $288,785       $  0.79       $602,360        $ 1.65
                              ------------------------------------------------------------------------------------
                      Total     $427,175      $  1.17         $693,529       $  1.90     $1,014,187        $ 2.78
Non-Recoverable Expenses
   General & Administrative      $65,062      $  0.18           $5,000       $  0.01             $0        $   -
   Management                   $142,434      $  0.39         $178,404       $  0.49       $195,624        $ 0.54
   Advertising/Marketing              $0      $   -                 $0       $   -               $0        $   -
   Other Non-recoverable              $0      $   -                 $0       $   -          $25,438        $ 0.07
   Reserves for Replacement       $2,045      $  0.01          $37,156       $  0.10        $36,506        $ 0.10
                              ------------------------------------------------------------------------------------
                   Total        $209,541      $  0.57         $220,560       $  0.60       $257,568        $ 0.71

Total Operating Expenses        $636,716      $  1.74         $914,089       $  2.50     $1,271,755       $  3.48

Net Operating Income          $2,798,845      $  7.67       $3,578,894       $  9.80     $3,588,725       $  9.83

  (1)  Taken from Pro-Ject Cash Flow and reflects fiscal year 1998 projections.
==================================================================================================================

Cushman & Wakefield, Inc.                   INDCOMM.XLS, Oper Inc & Exp Analysis
Valuation Advisory Services                                   7/21/97 at 5:22 PM

                                                                 Income Approach
================================================================================

well as all reimbursable income has been reduced by this forecasted probability. This equates to approximately 5.0 percent of total potential tenant revenue (3 months vacancy -:- 60 month lease term = .05).

      On balance, the aggregate deductions of all gross revenues reflected in this analysis are based upon overall long-term market occupancy levels and are considered what a prudent investor would allow for credit loss. The remaining sum is effective gross income which an informed investor may anticipate the subject property to produce.

Effective Gross Income

      In the initial year of the investment, effective gross revenues ("Total Income" line on cash flow) are forecasted to amount to approximately $4,860,480, equivalent to $13.31 per square foot of owned GLA (365,062 square feet)

================================================================================
                         Effective Gross Revenue Summary
                       Initial Year of Investment-FYH 1998
================================================================================
                                   Aggregate Sum     Unit Rate     Income Ratio
================================================================================
Potential Gross Income             $4,890,594        $13.40        100.00%
--------------------------------------------------------------------------------
Less: Vacancy and Credit Loss      ($  30,114)       $ 0.08          0.60%
--------------------------------------------------------------------------------
Effective Gross Income             $4,860,480        $13.31         99.40%
================================================================================


Expenses

      The total expenses incurred in the production of income from the subject property are divided into two categories; reimbursable and non-reimbursable items. The expenses which are reimbursable include real estate taxes, insurance and common area maintenance. The non-reimbursable expenses associated with the subject property include the management fee and miscellaneous expenses. We do note that under many of the existing lease contracts, management is deemed recoverable. Other expenses include a reserve for the replacement of short-lived capital components, leasing commissions and alteration costs associated with leasing space. Generally, it is our assumption that expenses will increase by
3.0 percent per year unless otherwise stated.

      The schedule on the facing page presents management's 1997 budgeted expense items along with Cushman & Wakefield's adjusted figures. On the following facing page is a table illustrating expenses reported by the Urban Land Institute (ULI) and the International Council of Shopping Centers (ICSC). We have compared the owner's budgeted expense items with published data in order to support our adjusted expense figures.

      In total, Cushman & Wakefield has projected operating expenses of $3.38 per square foot of owned GLA. It is noted that management's 1997 budgeted taxes are understated. According to a Mr. Dan Bobman of DRA Advisors, the revised budgeted taxes are $553,280. Considering the additional tax expense, ownership's 1997 budget shows a revised total of $1,141,428, or $3.12 per square foot.

================================================================================


                                      -62-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================
OPERATING EXPENSE STATISTICS             Community Neighborhood, & Strip Centers
Cushman & Wakefield, Inc.                                                Midwest

===================================================================================================================================
                              ULI          ULI           ULI         ULI         ULI          ULI          ULI          ULI
                           Community    Community     Community   Community  Neighborhood Neighborhood Neighborhood Neighborhood
                            Centers/     Centers/      Centers/    Centers/    Centers/     Centers/     Centers/     Centers/
                              U.S.         U.S.        Midwest     Midwest       U.S.         U.S.       Midwest      Midwest
                            Average       Median       Average      Median      Average      Median      Average      Median
===================================================================================================================================
Property Profile
   Total GLA:               171,767      161,829      161,291      146,772      63,975       63,719        64,873      64,270
   Total Owned GLA:         157,503      148,782      145,389      137,095      61,210       60,150        62,442      62,255
   Avg. Sales/sf*:         $210.23      $198.71      $212.81      $188.31      $232.72      $216.22       $229.09     $213.95
   Anchor Sales/sf:              --           --           --           --          --           --            --         --

Operating Income
   Minimum Rent:             $6.92        $6.76        $6.93        $7.06        $7.37       $7.23         $7.41       $6.42
   Overage Rent:             $0.30        $0.26        $0.28        $0.17        $0.37       $0.25         $0.32       $0.22
   CAM Charges:              $0.75        $0.61        $0.74        $0.59        $0.75       $0.67         $0.81       $0.78
   Property Taxes:           $0.72        $0.63        $0.92        $0.79        $0.72       $0.67         $0.99       $0.90
   Insurance:                $0.07        $0.07        $0.09        $0.08        $0.09       $0.09         $0.09       $0.09
   Utilities:                $0.31        $0.11        $0.55        $0.11        $0.12       $0.12         $0.13       $0.14
   Other:                    $0.14        $0.07        $0.14        $0.06        $0.11       $0.08         $0.05       $0.03
   ------                 --------     --------     --------     --------     --------    --------      --------    --------
   Total Income:             $9.06        $8.54        $9.44        $8.74        $9.31       $8.80         $9.62       $9.01

Operating Expenses
   Total Maintenance **:     $0.83        $0.75        $0.80        $0.67        $0.82       $0.74         $0.97       $0.88
   Real Estate Taxes:        $0.92        $0.83        $1.12        $1.03        $0.91       $0.83         $1.23       $1.15
   Insurance:                $0.14        $0.13        $0.12        $0.12        $0.15       $0.15         $0.15       $0.13
   Advertising:              $0.10        $0.06        $0.07        $0.04        $0.05       $0.03         $0.04       $0.03
   Administrative ***:       $0.16        $0.17        $0.17        $0.17        $0.11       $0.09         $0.09       $0.13
   Management Fee:           $0.35        $0.33        $0.36        $0.34        $0.38       $0.37         $0.39       $0.37
   ---------------        --------     --------     --------     --------     --------    --------      --------    --------
   Total Expenses:           $2.78        $2.56        $2.91        $2.68        $2.68       $2.53         $3.14       $2.97

   OER:                      30.7%        30.0%        30.8%        30.7%        28.8%       28.8%         32.6%       33.0%

Net Operating Income         $6.13        $5.86        $6.18        $5.93        $6.55       $6.38         $6.39       $5.92


====================================================================================================
                             ICSC      ICSC         ICSC         ICSC         ICSC        ICSC
                             Strip     Strip        Strip        Strip        Strip       Strip
                            Centers   Centers      Centers      Centers      Centers     Centers
                             U.S.       U.S.         U.S.         U.S.       Midwest     Midwest
                             Total     40,000-     100,000-     200,000-     Centers     Centers
                             Survey                                         less than  greater than
                                       99,999sf    199,999sf    399,999sf   100,000sf   100,000sf
====================================================================================================
Property Profile
   Total GLA:               103,740       72,563     137,378      260,677       68,771     192,770
   Total Owned GLA:          97,523       70,482     133,557      232,127       61,993     175,088
   Avg. Sales/sf:           $125.94      $124.11     $115.64      $137.23      $145.14     $137.40
   Anchor Sales/sf:         $257.09      $269.25     $264.52      $208.79      $300.32     $255.90

Operating Income
   Minimum Rent:             $6.62        $6.79       $5.90        $6.50        $8.39       $5.72
   Overage Rent:                --           --          --           --           --          --
   CAM Charges:              $0.74        $0.72       $0.67        $0.82        $1.45       $0.66
   Property Taxes:           $0.68        $0.76       $0.58        $0.84        $0.72       $0.89
   Insurance:                $0.09        $0.09       $0.07        $0.07        $0.11       $0.06
   Utilities:                $0.09        $0.09       $0.07        $0.08        $0.19       $0.08
   Other:                    $0.05        $0.04       $0.06        $0.05        $0.16       $0.06
   ------                 --------     --------    --------     --------     --------    --------
   Total Income:             $8.16        $8.36       $7.35        $8.25     $  10.58       $7.45

Operating Expenses
   Total Maintenance **:     $0.77        $0.76       $0.72        $0.68        $1.59       $0.71
   Real Estate Taxes:        $0.81        $0.81       $0.70        $0.85        $0.92       $1.15
   Insurance:                $0.13        $0.13       $0.11        $0.11        $0.17       $0.11
   Advertising:              $0.04        $0.03       $0.05        $0.04        $0.35       $0.05
   Administrative ***:       $0.12        $0.13       $0.09        $0.12        $0.58       $0.17
   Management Fee:           $0.29        $0.30       $0.26        $0.29        $0.34       $0.31
   ---------------        --------     --------    --------     --------     --------    --------
   Total Expenses:           $2.27        $2.27       $1.97        $2.14        $3.38       $2.43

   OER:                      27.8%        27.2%       26.8%        25.9%        31.9%       32.6%

Net Operating Income         $5.88        $5.88       $5.39        $5.96        $7.17       $5.02


----------
* Average sales include all tenants except for ICSC figures which show non-anchor tenants.

**    CAM expenses include repairs & maintenance, utilities, and security.

*** Management fees & bad debt allowances have been deducted from administrative costs. Management has been shown separately.

Source: Urban Land Institute "Dollars & Cents" (1997); International Council of Shopping Centers "The Score" (1995).

(Because the data are means/medians, detailed amounts to not add to totals).

================================================================================

                                                                 Income Approach
================================================================================
      Our forecasted FY 1998 expenses of $1,235,817, which equates to $3.38 per square foot, or an expense ratio of approximately 25 percent, is reasonably consistent with the data presented.


Expense Growth Rates

      Expense growth rates are generally forecasted to be more consistent with inflationary trends than necessarily with competitive market forces. The Autumn 1996 Cushman & Wakefield survey of community centers found the low and high mean from each respondent to be 3.4 percent and 3.9 percent, respectively. The Second Quarter 1997 Korpacz survey reports that the range in expense growth rates was from 3.0 percent to 5.0 percent with an average of 4.04 percent, down 13 basis points from one year ago. Unless otherwise cited, expenses are forecasted to grow by 3.0 percent per annum over the holding period, which is consistent with our project income growth rate.


Reimbursable Operating Expenses

      Provided below is a detailed discussion of the reimbursable expenses forecasted for the subject property.

      Common Area Maintenance - This expense is forecasted at $295,180 in CY 1997 based on ownership's 1997 budget.

      Insurance - Insurance has been projected at $109,564 in CY 1997, consistent with the owners 1997 budgeted expense. This equates to $0.30 per square foot of owned GLA.

      Real Estate Taxes - A complete discussion of real estate taxes was previously presented. Our 1997 estimate of $592,000 is based on the current assessment and the 1996/97 tax rate. Taxes are forecasted to increase by our general expense inflation rate of 3.0 percent throughout the analysis period.


Non-Reimbursable Expenses

      Total annual non-reimbursable expenses at the subject property are projected from accepted practices and industry standards. Again, we have analyzed each item of expenditure in an attempt to project what the typical investor in an property similar to the subject would consider reasonable, based upon projected operations, informed opinion and experience. The following is a summary and discussion of non-reimbursable expenses incurred in the operation of subject property for the initial year.


      Management - The annual cost of managing the subject property is projected to be 4.0 percent of minimum rental and percentage income. In the initial year of our analysis, this amount is shown to be $195,624, equivalent to $0.54 per square foot of appraised GLA. This is recoverable for some tenants. Our estimate is reflective of a typical management agreement with a firm in the business of providing

================================================================================


                                      -63-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

      professional management services. This amount is also considered typical for a retail complex of this size. Our investigation into the market for this property type indicates an overall range of fee of 3 to 5 percent. We have chosen the mid-point of the range as we have reflected leasing commissions separately.

      Miscellaneous - This catch-all category is provided for various miscellaneous and sundry expenses that ownership will typically incur. Such items are unrecovered repair and general and administrative costs, non-recurring expenses, expenses associated with maintaining vacant space and bad debts in excess of our credit loss provision would be included here. In the initial year, these miscellaneous items are forecasted to amount to approximately $25,438, which reflects a partial year increase over the 1997 allowance of $25,000.

      Alterations - At the expiration of a lease, we have made a provision for the likely expenditure of some monies on ownership's part for tenant improvement allowances. In this regard, we have forecasted a cost of $2.00 per square foot for turnover space (initial cost growing at expense inflation rate) weighted by our turnover probability of 30 percent. We have not included alteration costs for renewal space. Thus, the blended weighted rate is $0.60 per square foot. Alteration costs are forecasted to increase by 3.0 percent per year, consistent with our general inflation projection.

      Leasing Commissions - Based upon our analysis of competing properties within the market as well as historic leasing activity at the subject, we have made an allowance for leasing commissions for this assignment. For new leases, a commission of $3.00 per square foot will be charged, while renewal leases will not be charged. With the 70/30 probability assumption, the blended commission rate for 1997 is $0.90 per square foot of leased area. Leasing commission rates are assumed to be flat throughout the 10-year holding period.

      Replacement Reserves - It is customary and prudent to set aside an amount annually for the replacement of short-lived capital items such as the roof, parking lot and certain mechanical items. We have forecasted a replacement reserve estimate of $36,506. On the basis of appraised GLA, this amount is equal to $0.10 per square foot, consistent with industry figures.


Net Income/Net Cash Flow

      The total expenses of the subject property including alterations, commissions, capital expenditures, and reserves are annually deducted from total income, thereby leaving a residual net operating income or net cash flow to the investor in each year of the holding period before debt service. The derivation of net income and net cash flow are summarized in the following table for the initial investment year.

================================================================================


                                      -64-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

                                Operating Summary
                      Initial Year of Investment - FY 1998
================================================================================
                           Aggregate Sum     Unit Rate *        Operating Ratio
================================================================================
 Effective Gross Income      $ 4,860,480       $  13.31                  100.0%
--------------------------------------------------------------------------------
   Operating Expenses        $ 1,235,231       $   3.38                   25.5%
--------------------------------------------------------------------------------
      Net Income             $ 3,625,231       $   9.93                   74.6%
--------------------------------------------------------------------------------
   Other Expenses            $    91,414       $    .25                    1.9%
--------------------------------------------------------------------------------
      Cash Flow              $ 3,533,817       $   9.68                   72.7%
================================================================================
 *Based on total appraised GLA of 365,062+/- SF
================================================================================

      Our cash flow model has forecasted the following compound annual growth rates over the ten year holding period FY 1998-2007.

                   Net Operating Income                       1.81%
                   Cash Flow                                  1.89%


Investment Parameters

      After projecting the income and expense components of the subject property, investment parameters must be set in order to forecast property performance over the holding period. These parameters include the selection of capitalization rates (both initial and terminal) and application of the appropriate discount or yield rate, also referred to as the internal rate of return (IRR).

Selection of Capitalization Rates

      Overall Capitalization Rate

      The overall capitalization rate bears a direct relationship between net operating income generated by the real estate in the initial year of investment (or initial stabilized year) and the value of the asset in the marketplace. Overall rates are affected by the existing leasing schedule of the property, the strength or weakness of the local rental market, the property's position relative to competing properties, and the risk/return characteristics associated with competitive investments.

      Recent surveys of prominent investors point towards a trend of rising capitalization and discount rates for retail as a general industry segment. Aggressive expansion in certain markets coupled with locational deficiencies and absence of tenant quality have posed problems for some investors in their underwriting.

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                                      -65-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================
      In addition, the recent turmoil among many of the nation's largest retail chains has not gone unnoticed by investors. Furthermore, quest for market share has caused many retails to pursue aggressive expansion plans that may have negative long term implications. Equitable Real Estate Investment Management Inc. reports in their Emerging Trends in Real Estate - 1997 that, while power centers are considered one retail property type currently in a growth mode, most respondents feel that the oversupply of this type of retail will impact value gains for these property types to the extent they may lag regional malls in appreciation over a five and ten year time frame.

      The Cushman & Wakefield Autumn 1996 survey reveals that going-in cap rates for Class A Neighborhood and Community centers range between 8.50 and 10.50 percent, with a low average of 9.30 percent and high average of 9.80 percent, respectively; a spread of 50 basis points. Terminal, or going-out, rates are now
10.00 and 10.40 percent on average.

      For Class A Power Centers, going-in capitalization rates now range from
8.50 to 10.50 percent, with a low average of 9.40 percent and a high average of
9.50 percent. Terminal rates average 9.70 and 10.10 percent for the power center format, while discount rates run 10.50 to 12.00. The low IRR mean is 11.50 percent, with a high mean of 11.70 percent.

================================================================================
                 Cushman & Wakefield Valuation Advisory Services
          National Investor Survey - Power Retail Centers - Autumn 1996
================================================================================
Investment              Power Centers and Big Box      Neighborhood/Community
                    ------------------------------------------------------------
Parameters                Low              High            Low            High
================================================================================

OAR/Going-In         8.50-10.50%      9.00-10.50%     8.50-10.50%    9.00-10.50%
                         9.40%            9.50%           9.30%          9.80%
--------------------------------------------------------------------------------
OAR/Terminal         9.50-10.50%      9.50-10.50%     9.50-10.50%   10.00-11.00%
                         9.70%            10.10%          10.00%        10.40%
--------------------------------------------------------------------------------
IRR                 10.50-15.00%     10.50-15.00%    10.00-15.00%   10.00-15.00%
                         11.50%          11.70%          11.90%         12.10%
================================================================================

      The Second Quarter 1997 Peter F. Korpacz survey of the National Power Center Market finds that overall capitalization rates remained stable while terminal and discount rates rose 8 basis points over the last quarter. Current going-in rates present a range of 8.75 to 10.50 percent, with an average of
9.50 percent. However, the low end of the range increased by 25 basis points to
8.75 percent. Terminal rates suggest a slight spread over going-in rates, with a range of 9.00-11.50 percent and an average of 9.96 percent. The average IRR is shown to be 11.33 percent, with a range between 9.50-12.50 percent. Again the low end of the range increased but this time the spread is by 50 basis points.

================================================================================


                                      -66-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================


================================================================================
                          NATIONAL POWER CENTER MARKET
                               Second Quarter 1997
================================================================================
                                     CURRENT          LAST
KEY INDICATORS                       QUARTER         QUARTER      YEAR AGO
================================================================================
Free & Clear Equity IRR
================================================================================
RANGE                              9.50-12.50%     9.00-12.50%        N/A
AVERAGE                               11.33%         11.25%
--------------------------------------------------------------------------------
CHANGE (Basis Points)                  --              +8            N/A
================================================================================
Free & Clear Going-In Cap Rate
================================================================================
RANGE                              8.75-10.50%     8.50-10.50%        N/A
AVERAGE                               9.58%           9.58%
--------------------------------------------------------------------------------
CHANGE (Basis Points)                  --               0             N/A
================================================================================
Residual Cap Rate
================================================================================
RANGE                              9.00-11.50%     8.50-11.50%        N/A
AVERAGE                               9.96%           9.88%
--------------------------------------------------------------------------------
CHANGE (Basis Points)                  --              +8             N/A
================================================================================
Source: Peter Korpacz Associates, Inc. Real Estate Investor Survey - Second Qtr. 1997
================================================================================


      The survey goes on to note that because of overbuilding in many markets, power centers are less enticing to institutional buyers than they were a short time age. Buyer criteria includes a tenant alignment of the dominant category retailers, good demographics with income and population growth projected at or above regional norms, and the "A+" location in that particular market. The most desirable center in a particular market is the dominant property which has created a true barrier to entry.

      Overall rates are a function of income growth in a particular income stream. Typically, long term leases which are written for anchor tenants tend to be flat with little or no upside. As such, cap rates tend to be higher in centers which have a higher percentage of big box space (upwards to 100 percent) and lower in centers where a higher percentage (20 to 25 percent) of the GLA is occupied by shorter term in-line stores.

      Most retail properties that are considered institutional grade are existing, seasoned centers with good inflation protection that offer stability in income and are strongly positioned to the extent that they are formidable barriers to new competition. Equally important are centers which offer good upside potential after face-lifting, renovations, or expansion.

      Investors have recognized that the retail landscape has been fundamentally altered by consumer lifestyles changes, industry consolidations and bankruptcies. Trends toward more casual dress at work and consumers growing pre-occupation with their leisure and home lives have created the need for refocused leasing efforts to bring those tenants to the center that help differentiate them from the competition. As such, entertainment, a loosely defined concept, is one of the most common directions new centers have taken with multiplexes, restaurants and other specialty tenants entering the merchandising mix.

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                                      -67-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
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                                                     ---------------------------

                                                                 Income Approach
================================================================================

      A trend toward bringing in larger specialty and category tenants to the center is also in evidence. The risk from an owners standpoint is finding that mix which works the best. Nonetheless, the effect of these changes have been a rise in rates as investors find it necessary to adjust their risk premiums in their underwriting.

      In the Sales Comparison Approach, our survey of comparable sales showed overall capitalization rates ranging from 9.10 percent to 10.00 percent for good quality community and power centers nationwide. The overall mean for the sales presented is 9.42 percent. From the surveys and comparable sales presented, we would be inclined to consider a going-in capitalization rate for the between
9.50 and 10.00 percent.

      Finally, we have considered the subject's position in the market and anchor tenancy. New Hope Commons is a well-located specialty power center in an attractive growth market. It has a unique tenant alignment and well matched merchandising mix with several good credit tenants. By virtue of the lease structure with many of the major tenants, rental growth will tend to lag general inflation. The upside will be through the ultimate attainment of overage rent, something we have not forecasted due to lack of adequate sales history. Nonetheless, an investor has recognized this real short term potential in the selection of a capitalization rate.

      In our selection of cap rates for the subject property, we have placed specific emphasis on the quality and durability of the forecasted income stream. On balance, we find that the subject can be classified as a good quality, well-located center in an area which has seen recent retail interest.

      Based upon the rate information derived from the comparable sales and investor surveys, we believe that a property with the characteristics of the subject would potentially trade at an overall rate of 9.50 percent.

      Terminal Capitalization Rate

      The residual cash flows annually generated by the subject property comprise only the first part of the return which an investor will receive. The second component of this investment return is the pre-tax cash proceeds from the resale of the property at the end of a projected investment holding period. Typically, investors will structure a provision in their analyses in the form of a rate differential over a going-in capitalization rate in projecting a future disposition price. The view is that the improvement is then older and the future is harder to visualize hence a slightly higher rate is warranted for added risks in forecasting. On average, the C&W rate survey shows a 30-60 basis point differential. The Korpacz survey shows a spread of 38 basis points.

      For the subject, however, we do not believe that it is necessary to add points to the terminal rate due to the fact that forecasted income growth is relatively flat and that the subject has the potential to be into percentage rent in future years.

      Therefore, a projected terminal capitalization rate ranging from 9.75 to
10.00 percent is indicated for the subject property. Thus, this range of rates is applied to the following year's net operating income before reserves, capital expenditures, leasing commissions and alterations as it would be the first received by a new purchaser of the subject property.

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                                      -68-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

Selection of Discount Rate

      The discounted cash flow analysis makes several assumptions which reflect typical investor requirements for yield on real property. These assumptions are difficult to directly extract from any given market sale or by comparison to other investment vehicles. Instead, investor surveys of major real estate investment funds and trends in bond yield rates are often cited to support such analysis.

      A yield or discount rate differs from an income rate, such as cash-on-cash (equity dividend rate), in that it takes into consideration all equity benefits, including the equity reversion at the time of resale and annual cash flow from the property. The internal rate of return is the single-yield rate that is used to discount all future equity benefits (cash flow and reversion) into the initial equity investment. Thus, a current estimate of the subject's present value may be derived by discounting the projected income stream and reversion year sale at the property's yield rate.

      Yield rates on long term real estate investments range widely between property types. As cited in Cushman & Wakefield's Autumn 1996 survey, investors in power retail centers are currently looking at broad rates of return between
10.50 and 15.00 percent. The indicated low and high means are 11.50 and 11.70 percent, respectively, for power centers. Peter F. Korpacz reports an average internal rate of return of 11.25 percent for national power center in their Fourth Quarter 1996 survey, with a range between 9.00-12.50 percent.

      The yield rate on a long term real estate investment can also be compared with yield rates offered by alternative financial investments since real estate must compete in the open market for capital. In developing an appropriate risk rate for the subject, consideration has been given to a number of different investment opportunities. The following is a list of rates offered by other types of securities.

      ===================================================
      Market Rates and Bond Yields (%)       July 10,1997
      ===================================================
      Reserve Bank Discount Rate                    5.00%
      ---------------------------------------------------
      Prime Rate (Monthly Average)                  8.50%
      ---------------------------------------------------
      3-Month Treasury Bills                        4.96%
      ---------------------------------------------------
      U.S. 10-Year Notes                            6.24%
      ---------------------------------------------------
      U.S. 30-Year Bonds                            6.56%
      ---------------------------------------------------
      Telephone Bonds                               7.63%
      ---------------------------------------------------
      Municipal Bonds                               5.56%
      ===================================================
      Source: New York Times
      ===================================================

      This compilation of yield rates from alternative investments reflects varying degrees of risk as perceived by the market. Therefore, a riskless level of investment might be seen in a three month treasury bill at 4.96 percent. A more risky investment, such as telephone bonds, would currently yield a much higher rate of 7.63 percent. The prime rate is currently 8.50 percent, while the discount rate is 5.00 percent. Ten year treasury notes are currently yielding around 6.24 percent, while 30-year bonds are at 6.56 percent.

================================================================================


                                      -69-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

      Real estate investment typically requires a higher rate of return (yield) and is much influenced by the relative health of financial markets. A retail center investment tends to incorporate a blend of risk and credit based on the tenant mix, the anchors that are included (or excluded) in the transaction, and the assumptions of growth incorporated within the cash flow analysis. An appropriate discount rate selected for a retail center thus attempts to consider the underlying credit and security of the income stream, and includes an appropriate premium for liquidity issues relating to the asset.

      There has historically been a consistent relationship between the spread in rates of return for real estate and the "safe" rate available through long-term treasuries or high-grade corporate bonds. A wider gap between return requirements for real estate and alternative investments has been created in recent years due to illiquidity issues, the absence of third party financing, and the decline in property values.

      Investors have suggested that the retail investment market has become increasingly "tiered" over the past two years. The country's premier properties are considered to have the strongest trade areas, excellent anchor alignments, and significant barriers of entry to future competitive supply. It is our opinion that the subject would attract strong interest from institutional investors if offered for sale in the current marketplace.

      Finally, application of these rate parameters to the subject should entail some sensitivity to the rate at which leases will be expiring over the projection period. A forecasted lease expiration schedule for the subject is included in the Addenda and reference is made thereto.

      We would note that much of the risk factored into such an analysis is reflected in the assumptions employed within the cash flow model, including rent and sales growth, turnover, reserves for replacement, and vacancy provisions.

      Finally, we also recognize that nearly 60 percent of base rental income will, on average, come from anchor/major tenants whose creditworthiness adds stability to the cash flow.

      We have briefly discussed the investment risks associated with the subject. On balance, it is our opinion that an investor in the subject property would require an internal rate of return between 10.75 and 11.00 percent for the center if it were operating on a stabilized basis.

Present Value Analysis

      Analysis by the discounted cash flow method is examined over a holding period that allows the investment to mature, the investor to recognize a return commensurate with the risk taken, and a recapture of the original investment. Typical holding periods usually range from 10 to 20 years and are sufficient for the majority of institutional grade real estate such as the subject to meet the criteria noted above. In the instance of the subject, we have analyzed the cash flows anticipated over a 1 0-year period commencing on August 1, 1997.

      A sale or reversion is deemed to occur at the end of the 10th year (July 31, 2007), based upon capitalization of the following year's net operating income. This is based upon the premise that a purchaser in the 10th year is buying the following year's net income. Therefore, our analysis reflects this situation by capitalizing the first year of the next holding period.

================================================================================


                                      -70-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

      The present value is formulated by discounting the property cash flows at various yield rates. The yield rate utilized to discount the projected cash flow and eventual property reversion has been based on an analysis of anticipated yield rates of investors dealing in similar investments. The rates reflect acceptable expectations of yield to be achieved by investors currently in the marketplace shown in their current investment criteria and as extracted from comparable property sales.

================================================================================


                                      -71-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

Cash Flow Assumptions

      Our cash flows forecasted for the property have been presented. To reiterate, the formulation of these cash flows incorporate the following general assumptions in our computer model:

================================================================================
                   SUMMARY OF DISCOUNTED CASH FLOW ASSUMPTIONS
                      INDEPENDENCE COMMONS SHOPPING CENTER
                   INDEPENDENCE CITY, JACKSON COUNTY, MISSOURI
================================================================================

Holding Period:                            10 Years from the date of value
                                           commencing August 1, 1997
Cash Flow Projections:                     Fiscal year basis

Market Rent::
      Anchor Stores                        As per lease and option terms.
      Building B (In-line)                 $13.50
      Building K (multi-tenant outparcel)  $14.50
      Suite B1 (Hallmark)                  $12.50
      Building F (Coomers Crafts)          $11.00

Lease Term / Rent Steps                    5 year terms. Market rates are flat
                                           over the term

Compound Annual Growth Rates
      Market Rent:                         3.0% per year
      Retail Sales:                        3.0% per year
      General Expenses:                    3.0% per year
      Real Estate Taxes:                   3.0% per year
      CPI:                                 3.0% per year

Management Expense:                        4.0% of Effective Gross Income
Miscellaneous Non-recoverable Exp          $25,000 per year

Vacancy & Credit Loss:                     3.0%

Turnover/Renewal Probability               30% turnover/70% renewal
Downtime Between Leases                    3 months (9 months weighted by 30%
                                           turnover probability)
Leasing Commissions
      New Leases:                          $3.00 psf
      Renewal Leases:                      None.

Free Rent:                                 None
Tenant Improvement Allowance
      New Tenant in 1st Generation Space:  Not Applicable
      New Tenant In 2nd Generation Space:  $2.00 psf
      Renewal Tenant:                      None

Reversion Calculation:                     The net reversion has been
                                           calculated by capitalizing the 11th
                                           year's net operating income. A 2.5%
                                           selling expense has been deducted.
                                           We have not grossed up the NOI for
                                           lag vacancy. Capital costs have not
                                           been deducted.
================================================================================

================================================================================


                                      -72-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                              INDEPENDENCE COMMONS

                                 FY 1998       FY 1999       FY 2000       FY 2001       FY 2002       FY 2003       FY 2004
                                 -------       -------       -------       -------       -------       -------       -------
INCOME
------
Minimum Rent                  $3,712,003    $3,849,686    $3,859,098    $3,901,671    $4,011,038    $4,107,377    $4,164,763
Overage Rent                          $0            $1            $2            $3            $4            $5            $6
                                      --            --            --            --            --            --            --
   Total Rent Revenue          3,712,003     3,849,687     3,859,100     3,901,674     4,011,042     4,107,382     4,164,769

Expense Recoveries             1,178,591     1,228,243     1,264,014     1,294,079     1,315,698     1,370,806     1,420,510
                               ---------     ---------     ---------     ---------     ---------     ---------     ---------
   Total Income                4,890,594     5,077,930     5,123,114     5,195,753     5,326,740     5,478,188     5,585,279

General Vacancy/Credit Loss      (30,114)     ( 33,085)      (33,581)      (33,500)      (32,844)      (31,688)      (37,936)
   Effective Income            4,860,480     5,044,845     5,089,533     5,162,253     5,293,896     5,442,500     5,547,343

EXPENSES
--------
Common Area Maintenance          300,346       309,356       318,637       328,196       338,042       348,183       358,628
Real Estate Taxes                602,360       620,431       639,044       658,215       677,961       698,300       719,249
Insurance Expense                111,481       114,826       118,271       121,819       125,473       129,237       133,115
Miscellaneous Expense             25,438        26,201        26,987        27,796        28,630        29,489        30,374
Management Fee Expense           195,624       203,117       204,925       207,830       213,069       219,127       223,411
                                 -------       -------       -------       -------       -------       -------       -------
   Total Expenses              1,235,249     1,273,931     1,307,864     1,343,856     1,383,175     1,424,336     1,464,777

                             --------------------------------------------------------------------------------------------------
NET OPERATING INCOME           3,625,231     3,770,914     3,781,669     3,818,397     3,910,721     4,018,164     4,082,566
   (Before Ground Rent)      --------------------------------------------------------------------------------------------------


CAPITAL COSTS
-------------
Alterations                       24,008             0             0             0        16,851        10,510             0
Commissions                       30,900             0             0             0        22,458        13,320             0
Reserves                          36,506        36,506        36,506        36,506        36,506        36,506        36,506
                                  ------        ------        ------        ------        ------        ------        ------
   Total Capital Costs            91,414        36,506        36,506        36,506        75,815        60,336        36,506

                             ==================================================================================================
TOTAL PROPERTY CASH FLOW      $3,533,817    $3,734,408    $3,745,163    $3,781,891    $3,834,906    $3,957,828    $4,046,060
                             ==================================================================================================

                                 FY 2005      FY 2006        FY 2007       FY 2008
                                 -------      -------        -------       -------
INCOME
------
Minimum Rent                  $4,167,300    $4,289,452    $4,371,431    $4,474,255
Overage Rent                          $7            $8            $9           $10
                                      --            --            --           ---
   Total Rent Revenue          4,167,307     4,289,460     4,371,440     4,474,265

Expense Recoveries             1,461,936     1,504,984     1,518,900     1,581,169
                               ---------     ---------     ---------     ---------
   Total Income                5,629,243     5,794,444     5,890,340     6,055,434

General Vacancy/Credit Loss      (38,183)      (38,934)      (37,039)      (40,823)
   Effective Income            5,591,060     5,755,510     5,853,301     6,014,611

EXPENSES
--------
Common Area Maintenance          369,387       380,469       391,883       403,639
Real Estate Taxes                740,827       763,052       785,943       809,521
Insurance Expense                137,108       141,221       145,458       149,822
Miscellaneous Expense             31,285        32,223        33,190        34,186
Management Fee Expense           225,169       231,778       235,613       242,217
                                 -------       -------       -------       -------

   Total Expenses              1,503,776     1,548,743     1,592,087     1,639,385

                             ------------------------------------------------------
NET OPERATING INCOME           4,087,284     4,206,767     4,261,214     4,375,226
   (Before Ground Rent)      ------------------------------------------------------

CAPITAL COSTS
-------------
Alterations                            0             0        20,022         6,536
Commissions                            0             0        22,458         7,200
Reserves                          36,506        36,506        36.506        36.506
                                  ------        ------        ------        ------
   Total Capital Costs            36,506        36,506        78,986        50,242

                             ======================================================
TOTAL PROPERTY CASH FLOW      $4,050,778    $4,170,261    $4,182,228    $4,324,984
                             ======================================================

                                 PRICING MATRIX
=========================================================================================
IRR / TERMINAL RATE           9.25%         9.50%         9.75%       10.00%       10.25%
-----------------------------------------------------------------------------------------
              10.25%    $40,779,596   $40,322,199   $39,888,258  $39,476,013  $39,083,879
              10.50%    $40,135,193   $39,688,040   $39,263,817  $38,860,805  $38,477,452
              10.75%    $39,504,639   $39,067,477   $38,652,733  $38,258,727  $37,883,940
              11.00%    $38,887,586   $38,460,171   $38,054,674  $37,669,452  $37,303,022
              11.25%    $38,283,700   $37,865,793   $37,469,317  $37,092,665  $36,734,386

                              RETURN (IRR) MATRIX
================================================================================
Price/Term Cap           9.25%      9.50%       9.75%    10.00%    10.25%
--------------------------------------------------------------------------------
$39,000,000             10.95%     10.78%      10.61%    10.44%    10.28%
$38,500,000             11.16%     10.98%      10.81%    10.65%    10.49%
$38,000,000             11.37%     11.19%      11.02%    10.86%    10.70%
$37,500,000             11.58%     11.41%      11.24%    11.07%    10.91%
$37,000,000             11.80%     11.62%      11.45%    11.29%    11.13%


Cushman & Wakefield, Inc.                                INDC-DCF.XLS, Cash Flow
Valuation Adivsory Services                                   7/21/97 at 4:07 PM

                                                                 Income Approach
================================================================================

================================================================================
Investment Parameters
================================================================================
Discount Rate:                     10.75% - 11.0%
Going-In Capitalization Rate:      9.5%
Terminal Capitalization Rate:      9.75% - 10.0%
Reversionary Sales Costs:          2.5%
================================================================================


Discounted Cash Flow

      For a property such as the subject, it is our opinion that an investor would require an all cash discount rate in the range of 10.75 to 11.00 percent on an "as is" operating basis. Accordingly, we have discounted the projected future pre-tax cash flows to be received by an equity investor in the subject property to a present value so as to yield 10.50 to 11.25 percent at 25 basis point intervals on equity capital over the holding period. This range of rates reflects the risks associated with the investment. Discounting these cash flows over the range of yield and terminal rates now being required by participants in the market for this type of real estate places additional perspective upon our analysis. A valuation matrix for the subject appears on the Facing Page.

      Through such a sensitivity analysis, it can be seen that the present value of the subject property varies from approximately $37.67 to $38.65 million "as is". Giving consideration to all of the characteristics of the subject previously discussed, we feel that a prudent investor would require a yield which falls near the middle of the range outlined above for this property.

      In view of the analysis presented here, it becomes our opinion that the discounted cash flow analysis indicates a Market Value for the subject property as of July 2, 1997 of $38,000,000.

      We note that the computed equity yield is not necessarily the true rate of return on equity capital. This analysis has been performed on a pre-tax basis. The tax benefits created by real estate investment will serve to attract investors to a pre-tax yield which is not the full measure of the return on capital.

================================================================================


                                      -73-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

Direct Capitalization

      To further support our value conclusion derived via the discounted cash flow, we have also utilized the direct capitalization method. In direct capitalization, an overall rate is applied to the net operating income of the subject property. In this case, we will again consider the indicated overall rates from the comparable sales in the Sales Comparison Approach as well as those rates established in our Investor Survey. In view of our total analysis, we would anticipate that the subject property would trade at an overall rate of approximately 9.50 percent applied to first year income. Applying these rates to first stabilized year net operating income before reserves, alterations, and other expenses for the subject of $3,625,231 results in a value of approximately $38,160,000 via Direct Capitalization as of July 2, 1997.

================================================================================


                                      -74-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                         RECONCILIATION AND FINAL VALUE ESTIMATE
================================================================================

      Reconciliation is the process of deriving a single point value estimate for the subject property from the indications provided by the approaches at hand. This process requires the weighing of each approach as they relate to the appraisal assignment and resolving the differences among the valuation procedures. In the end, a single estimate of market value is concluded based upon the appropriateness of each value indication. A summary of the value indications for the subject is set forth below

           ========================================================
                                Value Summary
           ========================================================
           Cost Approach                           n/a
           --------------------------------------------------------
           Sales Comparison Approach      $37,600,000-$38,300,000
           --------------------------------------------------------
           Income Approach
               Discounted Cash Flow            $38,000,000
               Direct Capitalization           $38,160,000
           ========================================================


      Two approaches to value have been utilized for this analysis. Because leased shopping centers like the subject typically are not bought and sold based on their replacement cost, we have not used the Cost Approach in this analysis.

      In general terms, the approaches included provide complimentary results, each approach or technique supporting the other. Between the high and low range supported by each methodology, we see a variance of about 2 percent.

Sales Comparison Approach

      The Sales Comparison Approach has arrived at a value for the subject property by analyzing historical arms-length transactions, reducing the gathered information to common units of comparison, adjusting the sale data for differences with the subject, and interpreting the results to yield a meaningful value conclusion. The basis of these conclusions was the cash-on-cash return based on net income and the adjusted price per square foot of gross leasable area sold.

      The process of comparing historical sales data to assess what purchasers have been paying for similar type properties is weak in estimating future expectations. Although the unit sale price yields comparable conclusions, it is not the primary tool by which the investor market for a property like the subject operates. In addition, no two properties are alike with respect to quality of construction, location, market segmentation and income profile. As such, subjective judgment necessarily becomes a part of the comparative process. The usefulness of this approach is that it interprets specific investor parameters established in their analysis and ultimate purchase of a property. In light of the above, this methodology is best suited as support for the conclusions of the "Income Approach". It provides useful market extracted rates of return, such as overall rates, to simulate investor behavior in the "Income Approach".

================================================================================


                                      -75-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                         Reconciliation And Final Value Estimate
================================================================================

Income Approach

      Discounted Cash Flow Analysis

      The subject property is highly suited to analysis by the discounted cash flow method (DCF) as it will be bought and sold in investment circles. The focus on property value in relation to anticipated income is well founded since the basis for investment is profit in the form of return or yield on invested capital.

      The subject property, as an investment vehicle, is sensitive to all changes in the economic climate and the economic expectations of investors. The discounted cash flow analysis may easily reflect changes in the economic climate of investor expectations by adjusting the variables used to qualify the model. In the case of the subject property, the DCF can analyze existing leases, probabilities of future rollovers and turnovers, and reflect the expectations of overage rents. Essentially, the DCF can model many of the dynamics of a complex shopping center.

      Particular emphasis is placed on the results of the discounted cash flow analysis because of the applicability of this method in accounting for the specific characteristics of the property, as well as being the tool used by many purchasers.

      Capitalization

      Direct capitalization has its basis in capitalization theory and uses the premise that the relationship between income and sales price may be expressed as a rate or its reciprocal, a multiplier. This process selects rates derived from the marketplace, in much the same fashion as the "Sales Comparison Approach", and applies this to a projected net operating income to derive a sale price. The weakness here is the idea of using one year of cash flow as the basis for calculating a sale price. This is simplistic in its view of expectations and may sometimes be misleading. If the year chosen for the analysis of the sale price contains an income steam that is over or understated, this error is compounded by the capitalization process. Nonetheless, real estate of the subject's caliber is commonly purchased on a direct capitalization basis. Overall, this methodology has been given important consideration in our total analysis, due to the subject's stabilized operations.


Conclusions

      We have briefly discussed the applicability of each of the methods presented. Because of certain vulnerable characteristics in the Sales Comparison Approach, it has been used as supporting evidence and as a final check on the value conclusion indicated by the Income Approach methodologies. The ranges in value exhibited by the Income Approach are consistent with the leasing profiles. Each indicates complimentary results with the Sales Comparison Approach, the conclusions being supportive of each method employed, and neither range being extremely high or low in terms of the other.

================================================================================


                                      -76-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                         Reconciliation And Final Value Estimate
================================================================================

      As a result of our analysis, we have formed an opinion that the market value of the leased fee estate in the referenced property, subject to the assumptions, limiting conditions, certifications, and definitions, as of July 2, 1997, is:

                          THIRTY EIGHT MILLION DOLLARS
                                   $38,000,000

      The value estimate rendered reflects an exposure period of 12 months to realize a market sale of the property after the effective date of value. The marketing time presumed by our value conclusion is also 12 months.

================================================================================


                                      -77-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================
"Appraisal" means the appraisal report and opinion of value stated therein; or the letter opinion of value, to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Appraisal.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Appraisal.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Appraisal.

This appraisal is made subject to the following assumptions and limiting conditions:

1. This is a Summary Appraisal Report which is intended to comply with the reporting requirements set forth under Standard Rule 2-2(b) of the Uniform Standards of Professional Appraisal Practice for a Summery Appraisal Report. As such, it might not include full discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning, and analyses is retained in the appraiser's file. The information contained in this report is specific to the needs of the client and for the intended use stated in this report. The appraiser is not responsible for unauthorized use of this report.

2. No opinion is intended to be expressed and no responsibility is assumed for the legal description or for any matters which are legal in nature or require legal expertise or specialized knowledge beyond that of a real estate appraiser. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

3. The information contained in the Appraisal or upon which the Appraisal is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraiser nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits and factual matters.

4. The opinion of value is only as of the date stated in the Appraisal. Changes since that date in external and market factors or in the Property itself can significantly affect property value.

5. The Appraisal is to be used in whole and not in part. No part of the Appraisal shall be used in conjunction with any other appraisal. Publication of the Appraisal or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise stated in the letter of engagement, the Appraisal may not be used by any person other than the party to whom it is addressed or for purposes other than that for which it was prepared. No part of the Appraisal shall be conveyed to the public through advertising, or used in any sales or promotional material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

================================================================================


                                      -78-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             Assumptions And Limiting Conditions
================================================================================

6. Except as may be otherwise stated in the letter of engagement, the Appraiser shall not be required to give testimony in any court or administrative proceeding relating to the Property or the Appraisal.

7. The Appraisal assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state and local zoning and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Appraisal; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimate contained in the Appraisal is based.

8. The physical condition of the improvements considered by the Appraisal is based on visual inspection by the Appraiser or other person identified in the Appraisal. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components

9. The forecasted potential gross income referred to in the Appraisal may be based on lease summaries provided by the owner or third parties. The Appraiser has reviewed lease documents and assumes no responsibility for the authenticity or completeness of lease information provided by others. C&W recommends that legal advice be obtained regarding the interpretation of lease provisions and the contractual rights of parties.

10. The forecasts of income and expenses are not predictions of the future. Rather, they are the Appraiser's best estimates of current market thinking on future income and expenses. The Appraiser and C&W make no warranty or representation that these forecasts will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Appraisal, envisages for the future in terms of rental rates, expenses, supply and demand.

11. Unless otherwise stated in the Appraisal, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance of the improvements or may be located at or about the Property was not considered in arriving at the opinion of value. These materials (such as formaldehyde foam insulation, asbestos insulation and other potentially hazardous materials) may adversely affect the value of the Property. The Appraisers are not qualified to detect such substances. C&W recommends that an environmental expert be employed to determine the impact of these matters on the opinion of value.

12. Unless otherwise stated in the Appraisal, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in arriving at the opinion of value. Failure to comply with the requirements of the ADA may adversely affect the value of the property. C&W recommends that an expert in this field be employed.

================================================================================


                                      -79-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                      CERTIFICATION OF APPRAISAL
================================================================================
      We certify that, to the best of our knowledge and belief:

1.    Martha A. Shelley, MAI inspected the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event. The appraisal assignment was not based on a requested minimum valuation, a specific valuation or the approval of a loan.

6. No one provided significant professional assistance to the persons signing this report.

7. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Richard W. Latella has completed the requirements of the continuing education program of the Appraisal Institute.


      /s/ Martha A. Shelley
      --------------------------
          Martha A. Shelley, MAI
          Director
          Retail Valuation Group

================================================================================


                                      -80-
                                                             CUSHMAN &
                                                             WAKEFIELD (R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                         ADDENDA
================================================================================


                         NATIONAL RETAIL MARKET OVERVIEW

                             ENDS FULL DATA REPORTS

                 SPECIALTY RETAIL AND THEATER LEASE COMPARABLES

                                SUBJECT RENT ROLL

                              1997 OPERATING BUDGET

                         PRO-JECT LEASE ABSTRACT REPORT

                           PRO-JECT ASSUMPTION REPORT

                        PRO-JECT LEASE EXPIRATION REPORT

                      CUSHMAN & WAKEFIELD INVESTOR SURVEY

                            STATE OF MISSOURI LETTER

                           PROFESSIONAL QUALIFICATION


================================================================================

                         ===============================

                            CUSHMAN & WAKEFIELD, INC.
                            NATIONAL RETAIL OVERVIEW

                         ===============================



























                             Retail Valuation Group
                             Richard W. Latella, MAI
                                 Senior Director

================================================================================

                                                 NATIONAL RETAIL MARKET OVERVIEW
================================================================================

Introduction

      Shopping centers constitute the major form of retail activity in the United States today. Approximately 55 percent of all non-automotive retail sales occur in shopping centers. It is estimated that consumer spending accounts for about two-thirds of all economic activity in the United States. As such, retail sales patterns have become an important indicator of the country's economic health.

      The early part of the 1990s was a time of economic stagnation and uncertainty in the country. The gradual recovery, which began as the nation crept out of the last recession, has shown some signs of weakness as corporate downsizing has accelerated. But as the recovery period reaches into its fifth year and the retail environment remains volatile, speculation regarding the nation's economic future remains. It is this uncertainty which has shaped recent consumer spending patterns. We shall first provide a brief overview of broad economic measures that are important in terms of long range retail sales forecasting and general investment underwriting. This is followed by a discussion of retail sales trends along with selected statistics of the shopping center industry. Also included is a discussion of contemporary industry trends, valuation issues and a brief overview of the REIT market.

Personal Income and Consumer Spending

      Americans' personal income advanced by eight-tenths of a percent in December, which helped raise income for all of 1996 by 5.5 percent. This was less than 1995 but it far outpaced the 2.5 percent in 1994.

           ==========================================================
                Personal Income                Consumer Spending
           ==========================================================
              Year         % Change            Year         % Change
           ==========================================================
              1993            4.7              1993            5.8
              1994            2.5              1994            5.5
              1995            6.1              1995            4.8
              1996            5.5              1996            4.6
           ==========================================================
              Source:   Commerce Dept.
           ==========================================================

      American workers won wage gains in 1996 that were the largest since 1990. Nationwide, average hourly wages rose by 3.8 percent to $11.98 in 1996, about five-tenths of a percent above the inflation rate. This compares with 3.2 percent in 1995. Personal income grew one-tenth of a percent in April 1997.

      Consumer spending is another closely watched indicator of economic activity. The importance of consumer spending is that it represents two-thirds of the nation's economic activity. Total consumer spending rose by 4.6 percent in 1996, slightly off of the 4.8 percent rise in 1995. These increases followed a significant lowering on unemployment and bolstered consumer confidence. Personal spending grew one-tenth of a percent in April 1997. This was the smallest increase since September 1996 and was in line with analysts' expectations.

================================================================================

                                                 National Retail Market Overview
================================================================================

Unemployment Trends

      The Clinton Administration touts that its economic policy has dramatically increased the number of citizens who have jobs. Correspondingly, the nation's unemployment rate continues to decrease from its recent peak in 1992. Selected statistics released by the Bureau of Labor Statistics are summarized as follows:

================================================================================
                            Selected Employment Statistics
================================================================================
           Civilian Labor Force                  Employed
======================================= ===========================
            Total Workers                  Total Workers            Unemployment
Year (1)       (000)          % Change         (000)     % Change       Rate
================================================================================
1990           124,787              .7        117,914          .5         5.5
--------------------------------------------------------------------------------
1991           125,303              .4        116,877        - .9         6.7
--------------------------------------------------------------------------------
1992           126,982             1.3        117,598          .6         7.4
--------------------------------------------------------------------------------
1993           128,040              .8        119,306         1.5         6.8
--------------------------------------------------------------------------------
1994           131,056             2.4        123,060         3.1         6.1
--------------------------------------------------------------------------------
1995           132,337             .98        124,926         1.5         5.6
--------------------------------------------------------------------------------
1996           135,022             2.0        127,855         2.3         5.3
================================================================================
CAGR                              1.32                       1.37
1990-1996
================================================================================
(1) Year ending December 31
================================================================================
Source: Bureau of Labor Statistics U.S. Department of Labor
================================================================================

      During 1996, the labor force increased by 2,685,000 or approximately 2.0 percent. Correspondingly, the level of employment increased by 2,929,000 or 2.3 percent. As such, the year end unemployment rate dropped by three-tenths of a percent to 5.3 percent. For 1996, monthly job growth averaged 224,000. On balance, over 10.0 million jobs have been created since the recovery began. Preliminary data for February 1997 shows that the unemployment rate slipped to
5.3 percent, near a seven-year low.


Housing Trends

      Housing trends are an important economic measure due to the substantial economic activity generated when a home changes hands (i.e. spending on repairs by sellers, redecorating by buyers, fees, commissions and taxes).

      For all of 1996, new single family home sales totaled 756,000, up 13.3 percent from 667,000 in 1995. The yearly sales level was the highest since 1978. The median new home price of new homes sold in 1995 was $133,900, up 3 percent from the median of $130,000 for 1994. Through March 1997, it was tracking at $138,000. Sales of new homes fell 2.5 percent in March 1997, after having risen to their highest level in eleven years in February. Builders are currently reporting a 4.5 month inventory of unsold homes.

      Sales of existing single family homes fell in April by 2.4 percent to 4.06 million units. The median price jumped by 4.6 percent to $118,100.

================================================================================

                                                 National Retail Market Overview
================================================================================

      New housing starts rose by 8.8 percent for all of 1996 to 1.47 million units, the most since 1988. Housing starts fell by 4.8 percent in May to an annual rate of 1.397 million units. This was the third consecutive monthly decline.

      The home ownership rate seems to be rising, after remaining stagnant over the last decade. For 1995, the share of households that own their homes was 64.7 percent, compared to 64.0 percent for a year earlier. Lower mortgage rates are cited as a factor.

Gross Domestic Product

      The report on the gross domestic product (GDP) showed that output for goods and services expanded at an annual rate of just .9 percent in the fourth quarter of 1995. Overall, the economy gained 2.0 percent in 1995, the weakest showing in four years since the 1991 recession. Conversely, the fourth quarter
(1996) GDP grew at a surprisingly robust 3.8 percent. As a result, the GDP posted a 2.4 percent annual gain for all of 1996, topping the 2.0 percent rise in 1995. Revised first quarter 1996 data shows that the GDP grew at a stunning
5.8 percent annual pace, well above even the most optimistic forecasts. Preliminary reports are for second quarter growth in the 2+/- percent range. The Fed foresees a moderation of this trend and expects the U.S. economy will expand at a 2.0 to 2.50 percent pace during 1997 which is in-line with White House forecasts and a pace which is viewed as the economy's non-inflationary growth limit.

      The following chart cites the annual change in real GDP since 1990.

                 ==============================================
                                 Real GDP
                 ==============================================
                          Year           % Change
                 ==============================================
                          1990             1.2
                 ----------------------------------------------
                          1991             -.6
                 ----------------------------------------------
                          1992             2.3
                 ----------------------------------------------
                          1993             3.1
                 ----------------------------------------------
                          1994             4.1
                 ----------------------------------------------
                          1995*            2.0
                 ----------------------------------------------
                          1996             2.4
                 ==============================================
                  *   Reflects new chain weighted system of
                      measurement. Comparable 1994 measure would
                      be 3.5%
                 ==============================================
                  Source: Bureau of Economic Analysis
                 ==============================================


Wholesale Prices

      Soaring energy prices in December drove wholesale costs to a twelve month high. For the year, the Producer Price Index (PPI) gained 2.8 percent. However, excluding energy, the PPI rose just 1.4 percent in all of 1996. In 1995, the index rose 2.3 percent. Projections for 1997 show that most economists expect a
2.5 percent rise and a core increase of 1.5 percent.

================================================================================

                                                 National Retail Market Overview
================================================================================

Consumer Prices

      The Bureau of Labor Statistics has reported that consumer prices rose by only 2.5 percent in 1995, the fifth consecutive year in which inflation was under 3.0 percent. This was the lowest rate in nearly a decade when the overall rate was 1.1 percent in 1986. All sectors were down substantially in 1995 including the volatile health care segment which recorded inflation of only 3.9 percent, the lowest rate in 23 years.

      The following chart tracks the annual change in the CPI since 1990.

            ==================================================
                           Consumer Price Index(1)
            ==================================================
                Year              CPI                 % Change
            ==================================================
                1990             133.8                   6.1
                1991             137.9                   3.0
                1992             141.9                   2.9
                1993             145.8                   2.7
                1994             149.7                   2.7
                1995             153.5                   2.5
                1996             158.6(2)                3.3
            ==================================================
            (1) All Urban Workers
            (2) Preliminary
            ==================================================
            Source: Dept. of Labor, Bureau of Labor Statistics
            ==================================================

      Preliminary data for the year shows the consumer prices rose in line with investor expectations. The index was up three-tenths of a percent in December, its third consecutive gain at this level. On an annualized basis, the inflation rate was reported at 3.3 percent for year, the highest rate of increase since 1990. Since then, inflation has eased every year except for 1994 when it was unchanged. Excluding food and energy, the 77 percent of the index known as the core index, the underlying inflation rate was 2.6 for the previous twelve months, the lowest core rate since 1965, with the exception of an increase of the same size in 1994.

      Data for May 1997 shows that the CPI rose only one-tenth of a percent, while the core rate increased by two-tenths of a percent. The overall index has risen by only one-tenth of a percentage point in four of the five months this year, indicative of an annual rate of only 1.4 percent.

      Recently, a special advisory panel of prominent economists have contended that the current method of calculating the Consumer Price Index overstates inflation by 1.1 percentage points annually. The government is currently reviewing the far ranging implications a change in procedure may have.

Other Indicators

      The government's main economic forecasting gauge, the Index of Leading Economic Indicators is intended to project economic growth over the next six to nine months. The Conference Board, an independent business group, reported that the index climbed three-tenths of a percent in May 1997.

================================================================================

                                                 National Retail Market Overview
================================================================================

      The Conference Board also reported that Consumer Confidence rose in May 1997 to 127.1 from 118.5 in April, its highest level in twenty-eight years. This was above the consensus opinion. Accordingly, consumers attitudes about the economy remain upbeat. Measures of consumer confidence are watched closely for indications of future consumer spending.

      The Employment Cost Index is a measure of overall compensation including wages, salaries and benefits. Despite a tight labor market, American workers have not won pay and benefit increases large enough to push inflation higher, at least for the near term. The Labor Department reported that the index rose by
2.9 percent in 1996, the same as in 1995. For the 12 months through March 1997 it was still tracking at 2.9 percent.

      Productivity is a key element in measuring the standard of living since increased efficiency allows businesses to increase workers compensation without having to raise prices. Through the first 70 years of this century, non-farm productivity rose at an annual rate of 2.2 percent. Between 1973 and 1995, a marked slowdown has been in evidence with only a 1 percent annual rate. The Labor Department reports that the productivity of American workers grew by seven-tenths of a percent in 1996, the largest gain since a 3.2 percent advance in 1992. Productivity increased by three-tenths of a percent in 1995.

      Consumer Credit The Federal Reserve said consumer credit expanded at a seasonally adjusted $3.0 billion in May 1997 or at a 2.9 percent annual rate. This was well below most analysts' expectations and is likely a result of tougher lending standards being imposed by banks and consumers cutting back on spending. Nonetheless, credit card delinquencies and personal bankruptcies remain near record levels indicating that consumers may be reaching a point of saturation with respect to new debt. However, a drop in write-offs was in evidence in May from the record levels in 1996 which came about following aggressive marketing campaigns by card issuers.

      New Construction activity dropped 1.8 percent in May to an annual rate of $586.2 billion, with declines in both public and private sector spending.

Economic Outlook

      The WEFA Group, an economic consulting company, opines that the current state of the economy is a "central bankers" dream, with growth headed toward the Fed's 2.5 percent target, accompanied by stable if not falling inflation. They project that inflation will track at about 2.5 percent through 1998. Over the longer term, inflation is expected to average 2.7 percent. This will have a direct influence on consumption (consumer expenditures).

      Potential GDP provides an indication of the expansion of output, real incomes, real expenditures, and the general standard of living of the population. WEFA estimates that real U.S. GDP will grow at an average annual rate of 2.3 percent over the next decade, and slow to about 2.1 percent by 2019.

      Consumption expenditures are primarily predicated on the growth of real permanent income, demographic influences, and changes in relative prices over the long term. Changes in these key variables explain much of the consumer spending patterns of the 1970s and mid-1980s, a period during which baby boomers were reaching the asset acquisition stages of their

================================================================================

                                                 National Retail Market Overview
================================================================================

lives; purchasing automobiles and other consumer and household durables. Increases in real disposable income supported this spending spurt with an average annual increase of 2.9 percent per year over the past twenty years.
Real consumption expenditures increased at an average annual rate of 3.1 percent during the 1970s and by an average of 4.0 percent from 1983 to 1988. WEFA projects that consumption expenditure growth will slow as a result of slower population growth and aging. It is also projected that the share of personal consumption expenditures relative to GDP will decline over the next decade. Consumer spending as a share of GDP peaked in 1993 at 68.0 percent after averaging about 63.0 percent over much of the post-war period. WEFA estimates that real consumption expenditure growth will average 2.2 percent per year through 2005 and slows to 2.1 percent thereafter.


Retail Sales

        During the period 1980 through 1996, total retail sales in the United States increased at a compound annual rate of 6.1 percent. Data for the period 1990 through 1996 shows that sales growth has slowed to an annual average of 5.0 percent. This information is summarized on the following chart.

     ==================================================================
                        Total U.S. Retail Sales(1)
     ==================================================================
                                            Amount               Annual
                    Year                  (Billions)             Change
     ==================================================================
     1980                                 $  957,400               N/A
     -----------------------------------------------------------------
     1985                                 $1,375,027               N/A
     -----------------------------------------------------------------
     1990                                 $1,844,611               N/A
     -----------------------------------------------------------------
     1991                                 $1,855,937              .61%
     -----------------------------------------------------------------
     1992                                 $1,951,589              5.2%
     -----------------------------------------------------------------
     1993                                 $2,074,499              6.3%
     -----------------------------------------------------------------
     1994                                 $2,236,966              7.8%
     -----------------------------------------------------------------
     1995                                 $2,340,817              4.6%
     -----------------------------------------------------------------
     1996                                 $2,465,835              5.3%
     -----------------------------------------------------------------
     Compound Annual Growth Rate
              1980-1996                                          +6.1%
     -----------------------------------------------------------------
            CAGR: 1990-1996                                      +5.0%
     ==================================================================
     (1) 1985 - 1995 data reflects recent revisions by the U.S. Department of Commerce: Combined Annual and Revised Monthly Retail Trade.

     (2) Preliminary advance estimates.
     ==================================================================
     Source: Monthly Retail Trade Reports Business Division, Current
             Business Reports, Bureau of the Census, U.S. Department
             of Commerce.
     ==================================================================

      The Census Bureau of the Department of Commerce reports that advance estimates for U.S. retail sales for 1996 were $2.465 trillion, an increase of $125.0 billion, or 5.3 percent from 1995. For the month of December 1996, sales were up six-tenths of a percent.

      Data for April 1997 shows that sales were down three-tenths of a percent from March, after a strong first quarter showing. This was the first drop since November 1996 and the largest since last June.

================================================================================

                                                 National Retail Market Overview
================================================================================

      Provided on the chart below is a summary of overall and same store sales growth for selected national merchants for the most recent period.

================================================================================
               Same Store Sales for the Month of June 1997
================================================================================
                                     % Change From Previous Year
                                     ----------------------------
         Name of Retailer            Overall     Same Store Basis
================================================================================
            Wal-Mart                  +11.8%          + 6.4%
--------------------------------------------------------------------------------
             Kmart                    + 3.5%          + 5.3%
--------------------------------------------------------------------------------
      Sears, Roebuck & Company        + 7.4%          + 3.1%
--------------------------------------------------------------------------------
           J.C. Penney                + 1.9%          + 0.8%
--------------------------------------------------------------------------------
      Dayton Hudson Corporation       + 7.9%          + 2.9%
--------------------------------------------------------------------------------
      May Department Stores           +10.4%          + 4.6%
--------------------------------------------------------------------------------
      Federated Department Stores     + 3.9%          + 3.2%
--------------------------------------------------------------------------------
          The Limited Inc.            +11.0%          + 4.0%
--------------------------------------------------------------------------------
             Gap Inc.                 +21.0%          + 5.0%
--------------------------------------------------------------------------------
            Ann Taylor                - 3.8%          - 5.8%
--------------------------------------------------------------------------------
           Woolworths                 - 3.8%          - 3.1%
================================================================================
Source: New York Times/Wall Street Journal
================================================================================

o Data for June 1997 shows that sales rebounded strongly, particularly for apparel retailers. There were some exceptions however, such as Talbot's and Ann Taylor. The Goldman Sachs index rose 4.0 percent, compared to last year's 3.8 percent increase. Traditional department stores such as Federated and May Department Stores did fairly well. Luxury retailers such as Neiman Marcus (+9.5%) also did well.


      The outlook for retail sales growth is one of cautious optimism. It appears as if the low price department stores and off price apparel segment is poised to continue to do well, as they tend to be representative of those industry segments which have gone through mergers and are benefiting from fewer competitors. Some analysts point to the fact that consumer confidence has resulted in increases in personal debt which may be troublesome in the long run. Consumer loans by banks continue to rise. But data gathered by the Federal Reserve on monthly payments suggest that debt payments are not taking as big a bite out of income as in the late 1980s, largely because of the record refinancings at lower interest rates in recent years and the efforts by many Americans to repay debts.

GAFO and Shopping Center Inclined Sales

      In a true understanding of shopping center dynamics, it is important to focus on both GAFO sales or the broader category of Shopping Center Inclined Sales. GAFO goods comprise the overwhelming bulk of goods and products carried in shopping centers and department stores and consist of the following categories:

================================================================================

                                                 National Retail Market Overview
================================================================================

o General merchandise stores including department and other stores;
o Apparel and accessory stores;
o Furniture and home furnishing stores; and
o Other miscellaneous shoppers goods stores.

      Shopping Center Inclined Sales are somewhat broader and include such classifications as home improvement and grocery stores. The store types that comprise shopping centers comprised approximately 53 percent of total retail sales in 1995. The balance were generated by auto dealers, gas stations, food service facilities and other miscellaneous establishments.

      Total retail sales grew by 4.6 percent in the United States in 1995 to $2.341 trillion, an increase of $104 billion over 1994. This followed an increase of 7.8 percent or $162 billion over 1993. Automobile dealers captured $34+/- billion of total retail sales growth last year, while Shopping Center Inclined Sales accounted for nearly 50.0 percent of the increase ($50 billion). GAFO sales increased by $32.5 billion. This group was led by department stores which posted a $14.4 billion increase in sales. The following chart summarizes the performance for this most recent comparison period.

================================================================================

                                                 National Retail Market Overview
================================================================================

================================================================================
                        Retail Sales by Major Store Type
                               1994-1995 ($Mil.)
================================================================================
                                                           Percent of  1994-1995
    Store Type                      1994          1995      Income(1)   % Change
================================================================================
GAFO:
General Merchandise              $  282,541    $  296,904                 5.1%
Apparel & Accessories               109,603       109,962                  .3%
Furniture & Furnishings             119,626       129,923                 8.6%
Other GAFO                           80,533        88,029                 9.3%
--------------------------------------------------------------------------------
GAFO Subtotal                    $  592,303    $  624,818      14.4%      5.5%
--------------------------------------------------------------------------------
Convenience Stores:
Grocery                          $  376,330    $  389,134                 3.4%
Other Food                           21,470        21,378                 (.4)%
--------------------------------------------------------------------------------
Subtotal                         $  397,800    $  410,512       9.5%      3.2%
Drug                                 81,538        84,240       2.0%      3.3%
--------------------------------------------------------------------------------
Convenience Subtotal             $  479,338    $  494,752                 3.2%
--------------------------------------------------------------------------------
Other:
Home Improvement &
  Building Supplies Stores       $  122,533    $  124,626       2.9%      1.7%
Shopping Center-Inclined
Subtotal                         $1,194,174    $1,244,196      28.8%      4.2%
Automobile Dealers                  526,319       560,624                 6.5%
Gas Stations                        142,193       148,192                 4.2%
Eating and Drinking Places          228,351       233,606                 2.3%
All Other                           145,929*      154,199*                5.7%
--------------------------------------------------------------------------------
Total Retail Sales               $2,236,966    $2,340,817                 4.6%
================================================================================
* Estimated Sales
--------------------------------------------------------------------------------
(1) Current Population Report, Page 60, Estimated at 96.8 million households @ $44,100 = 4.3 trillion.
================================================================================
Source: U.S. Department of Commerce, Bureau of the Census and Dougal M. Casey:
        Various ICSC White Papers.
================================================================================

      GAFO sales grew by 5.5 percent in 1995 to $624.8 billion. From the above it can be calculated that GAFO sales accounted for 26.7 percent of total retail sales and nearly 50.0 percent of all shopping center-inclined sales. GAFO sales have also risen relative to household income. In 1990 these sales represented
13.9 percent of average household income. By 1994/1995 they rose to 14.4 percent. Projections through 2000 show a continuation of this trend to 14.7 percent. On average, total sales were equal to nearly 55.0 percent of household income in 1994.

================================================================================

                                                 National Retail Market Overview
================================================================================

================================================================================
  Determinants of Retail Sales Growth and U.S. Retail Sales by Key Store Type
================================================================================
                                              1990         1994        2000(P)
================================================================================
Determinants
Population                                 248,700,000  260,000,000  276,200,000
Households                                  91,900,000   95,700,000  103,700,000
Average Household Income                       $37,400      $42,600      $51,600
Total Census Money Income                   $3.4 Tril.   $4.1 Tril.   $5.4 Tril.
--------------------------------------------------------------------------------
% Allocations of Income to Sales
GAFO Stores                                      13.9%        14.4%        14.7%
Convenience Stores                               12.9%        11.7%        10.7%
Home Improvement Stores                           2.8%         3.0%         3.3%
Total Shopping Center-Inclined Stores            29.6%        29.1%        28.8%
Total Retail Stores                              54.3%        54.6%        52.8%
--------------------------------------------------------------------------------
Sales ($Billion}
GAFO Stores                                       $472         $592         $795
Convenience Stores                                 439          479          580
Home Improvement Stores                             95          123          180
Total Shopping Center-Inclined Stores           $1,005       $1,194       $1,555
TOTAL RETAIL SALES                              $1,845       $2,237       $2,850
================================================================================
Note: Sales and income figures are for the full year; population and household figures are as of April 1 in each respective year. P = Projected.
================================================================================
Source: U.S. Census of Population, 1990; U.S. Bureau of the Census Current
        Population Reports: Consumer Income P6-168, 174, 180, 184 and 188;
        Berna Miller with Linda Jacobsen, "Household Futures", American Demographics, March 1995; Retail Trade sources already cited; and
        Dougal M. Casey: ICSC White Paper
================================================================================

      GAFO sales have risen at a compound annual rate of approximately 6.8 percent since 1991 based on the following annual change in sales.

                    ===============================
                       1990/91             2.9%
                    -------------------------------
                       1991/92             7.0%
                    -------------------------------
                       1992/93             6.6%
                    -------------------------------
                       1993/94             7.0%
                    -------------------------------
                       1994/95             5.5%
                    ===============================

      According to a recent study by the ICSC, GAFO sales are expected to grow by 5.0 percent per annum through the year 2000, which is well above the 4.1 percent growth for all retail sales. This information is presented in the following chart.

================================================================================

                                                 National Retail Market Overview
================================================================================


================================================================================
        Retail Sales Forecasts in the United States, by Major Store Type
================================================================================
                                    1994         2000(P)        Percent Change
--------------------------------------------------------------------------------
                                                                        Compound
      Store Type                  ($ Billions) ($ Billions)     Total    Annual
================================================================================
GAFO:
General Merchandise                   $  283      $  370        30.7%      4.6%
Apparel & Accessories                    110         135        22.7%      3.5%
Furniture/Home Furnishings               120         180        50.0%      7.0%
Other Shoppers Goods                      81         110        35.8%      5.2%
--------------------------------------------------------------------------------
GAFO Subtotal                         $  592      $  795        34.3%      5.0%
--------------------------------------------------------------------------------
CONVENIENCE GOODS:
Food Stores                           $  398      $  480        20.6%      3.2%
Drugstores                                82         100        22.0%      3.4%
--------------------------------------------------------------------------------
Convenience Subtotal                  $  479      $  580        21.1%      3.2%
--------------------------------------------------------------------------------
Home Improvement                         123         180        46.3%      6.6%
--------------------------------------------------------------------------------
Shopping Center-Inclined              $1,194      $1,555        30.2%      4.5%
Subtotal
--------------------------------------------------------------------------------
All Other                              1,043       1,295        24.2%      3.7%
--------------------------------------------------------------------------------
Total                                 $2,237      $2,850        27.4%      4.1%
================================================================================
Note: P = Projected. Some figures rounded.
================================================================================
Source: U.S. Department of Commerce, Bureau of the Census and Dougal M. Casey.
================================================================================

      According to the ICSC White Paper: Overstoring - A Look at Retail Space and Sales Performance; Shopping Center Inclined Sales have grown from $257 billion in 1972 to $1.244 trillion in 1995, a 7.1 percent annual growth rate. Historical data is shown below.

================================================================================
                      Shopping Center Inclined Store Sales
                              1972-1995 (Billions)
================================================================================
                            1972           1980           1990             1995
================================================================================
Sales                       $257           $532          $1,000           $1,244
--------------------------------------------------------------------------------
Compound Annual Growth
--------------------------------------------------------------------------------
       1972-1995             7.1%
--------------------------------------------------------------------------------
       1972-1980             9.5%
--------------------------------------------------------------------------------
       1980-1990             6.6%
--------------------------------------------------------------------------------
       1990-1995             4.3%
================================================================================
Source: U.S. Bureau of The Census and ICSC White Paper: Overstoring - A Look at
        Retail Space and Sales Performance.
================================================================================

      From the above, we see that the most recent annual rate of growth (1990-1995) in Shopping Center Inclined Sales of 4.3 percent has decreased to less than half of what it was during the 1970s (9.5 percent). Projections through December 2000 are for a compound growth rate of 4.5 percent.

================================================================================

                                                 National Retail Market Overview
================================================================================

        Shopping centers have stabilized their share of shopping center inclined sales. In 1972 this share was estimated at 48 percent. Since the early 1980s, this share has stabilized in the 72 to 73 percent range. For example, the estimated sales total of $894 billion of shopping center sales in 1995 was equal to 72 percent of total inclined sales.

        The International Council of Shopping Centers (ICSC) publishes a Monthly Mall Merchandise Index which tracks sales by store type for more than 400 regional shopping centers. The index shows that total sales per square foot rose by 2.9 percent to $278 per square foot in 1996. This compares to a .5 percent increase for the period 1994-1995. The following chart identifies the most recent year-end results. The winners were shown to be Apparel and Accessories (+4.8%) led by Men's Apparel and Shoes, while Furniture and Furnishings suffered (-2.8%). The Home Improvement category rose an outstanding 100.0 percent to $302 per square foot.

================================================================================

                                                 National Retail Market Overview
================================================================================

        ================================================================
                            1996 Year End Performance
                      Non-Anchor Tenant Sales In U.S. Malls
        ================================================================
                                                            ICSC Index
                                                              % Change
                     Store Type                 1996 (SF*)  From YE 1995
        ================================================================
        GAFO Categories:
        Apparel and Accessories
        Women's Accessories and Specialties        $301          3.2%
        Women's Ready-To-Wear                       195          3.3%
        Men's Apparel                               270          7.0%
        Children's Apparel                          350           .5%
        Family Apparel                              314          4.2%
        Women's Shoes                               325          5.1%
        Men's Shoes                                 383          5.6%
        Family Shoes                                279          5.3%
        Shoes Miscellaneous                         343          3.8%
        Apparel and Accessories - Misc.            $279          2.9%
        ----------------------------------------------------------------
        SUBTOTAL                                   $257          4.8%
        ----------------------------------------------------------------
        Furniture and Furnishings:
        Home Furniture & Furnishings               $273          1.4%
        Home Entertainment & Electronics            303         -4.3%
        Home Furnishings - Misc.                    300         -3.4%
        ----------------------------------------------------------------
        SUBTOTAL                                   $293         -2.8%
        ----------------------------------------------------------------
        Other GAFO:
        Jewelry                                    $652          4.9%
        Stationery/Cards/Gifts/Novelty              275          1.7%
        Books                                       249         -2.1%
        Sporting Goods/Bicycles                     246         -1.1%
        Other GAFO - Misc.                          311          4.4%
        ----------------------------------------------------------------
        SUBTOTAL                                   $343          2.2%
        ----------------------------------------------------------------
        TOTAL GAFO                                 $284          3.2%
        ----------------------------------------------------------------
        NON GAFO Categories:
        Food Services
        Fast Food                                  $414          2.3%
        Restaurants                                 280          1.0%
        Food Services - Misc.                       352          -.8%
        ----------------------------------------------------------------
        SUBTOTAL                                   $340          1.6%
        ----------------------------------------------------------------
        OTHER NON-GAFO Categories:
        Specialty Food Stores                      $355           .9%
        Supermarkets                                433           .8%
        Drug/HBA                                    291          4.7%
        Personal Services                           283            7%
        Automotive                                  140          1.2%
        Home Improvement                            302        100.1%
        Mall Entertainment                           76         -3.6%
        Other Non-GAFO - Misc.                      353          4.9%
        ----------------------------------------------------------------
        SUBTOTAL                                   $223          1.5%
        ----------------------------------------------------------------
        TOTAL NON-GAFO                             $266          1.4%
        ----------------------------------------------------------------
        OTHER CATEGORIES-MISCELLANEOUS             $151          4.4%
        ----------------------------------------------------------------
        Memo: GAFO & Food Service Total            $290          3.1%
        ----------------------------------------------------------------
        GRAND TOTAL                                $278          2.9%
        ================================================================
        * Sales per square foot derived as total non-anchor mall sales divided by total occupied square footage.
        ================================================================
        Source: ICSC - Research Quarterly
        ================================================================

================================================================================

                                                 National Retail Market Overview
================================================================================

Non-Store Retailing

        In 1995, non-store retailing accounted for $69.7 billion, or 3.92 percent of total non-automotive retail sales. Of this total, $49.7 billion was attributed to mail/telephone order catalog retailers. The balance is comprised of coin-operated vending machines, house-to-house canvassing, party plan (i.e. tupperware parties) telemarketing and other non-store venues such as home shopping networks and electronic commerce.

================================================================================
                        Non-Store and Total Retail Sales
================================================================================
Year    Total Mail Order    Non-Store        Total Non-Auto Sa1es    % of Total
================================================================================
1985      $15,848 mil.     $28,275 ml.           $1,071,828            2.64%
1990      $26,577 mil.     $45,632 ml.           $1,457,006            3.13%
1995      $49,710 mil.     $69,667 mil.          $1,778,915            3.92%
================================================================================
Source:     Department of Commerce
================================================================================

        Mail order sales, currently at only 2.8 percent of total retail sales, continue to grow. Estimates currently place on-line sales at $518.0 million or 1 percent of the mail order tally. Estimates place total on-line sales as high as $6.6 billion by the year 2000. Since 1990, mail order sales have grown at an annual rate of 9.9 percent which is double the average growth of non-automotive retail sales and 1.7 times the average growth of GAFO store sales. One measure of this growing trend is the November/December ratio of mail order to GAF store sales. In 1990, the ratio was 5.4 percent. By 1992 it had grown to 6.9 percent and by 1995 it was 7.6 percent.

Industry Trends

        According to the National Research Bureau, there were a total of 42,130 shopping centers in the United States at the end of 1996. During this year, 895 new centers opened, a 3.2 percent increase over the 867 that opened in 1995. This followed an 18.0 percent increase in 1995. The greatest growth came in the small center category (less than 100,000 square feet) where 496 centers were constructed. In terms of GLA added, new construction in 1996 was up 2.7 percent resulting in an addition of 106.2 million square feet of GLA from approximately
4.97 billion to 5.1 billion square feet. In other important trends, the development of regional and super-regional malls hit a five year high in 1996 with the opening of eight centers, twice as many as in 1995. This boosted the nation's total of regionals to 301 and super-regionals to 380. The small center category (less than 100,000 square feet) was the only one to experience a decrease in new centers built with 496 centers versus 551 in 1995. The following chart highlights trends over the period 1987 through 1995.

================================================================================

                                                 National Retail Market Overview
================================================================================

==========================================================================================================================
                                                     Census Data: 10-Year Trends
==========================================================================================================================

                                             Total       Average     Average       % Change                 % Increase
           No. of             Total          Sales       GLA per    Sales per      in Sales       New         in Total
 Year      Centers             GLA        (Billions)     Center       Sq. Ft.     per Sq. Ft.    Centers      Centers
==========================================================================================================================
   1987     30,641      3,722,957,095    $602,294,426    121,502    $161.78          2.41%      2,145           7.53%
   1988     32,563      3,947,025,194    $641,096,793    121,212    $162.43          0.40%      1,922           6.27%
   1989     34,683      4,213,931,734    $682,752,628    121,498    $162.02         -0.25%      2,120           6.51%
   1990     36,515      4,390,371,537    $706,380,618    120,235    $160.89         -0.70%      1,832           5.28%
   1991     37,975      4,563,791,215    $716,913,157    120,179    $157.09         -2.37%      1,460           4.00%
   1992     38,966      4,678,527,428    $768,220,248    120,067    $164.20          4.53%        991           2.61%
   1993     39,633      4,770,760,559    $806,645,004    120,373    $169.08          2.97%        667           1.71%
   1994     40,368      4,860,920,056    $851,282,088    120,415    $175.13          3.58%        735           1.85%
   1995     41,235      4,967,160,331    $893,814,776    120,460    $179.94          2.75%        867           2.15%
   1996     42,130      5,100,605,534    $933,918,275    121,068    $183.10          1.75%        895           2.17%
==========================================================================================================================
Compound
 Annual
 Growth      +3.60%            +3.56%          +4.99%        N/A     +1.39%            N/A        N/A            N/A
==========================================================================================================================
Source: National Research Bureau Shopping Center Database and Statistical Model
==========================================================================================================================

      From the chart we see that both total GLA and total number of centers have increased at compound annual rate of approximately 3.6 percent since 1987. New construction was up 2.7 percent in 1996, a slight increase over 1995 but still well below the peak year 1987 when new construction increased by 7.5 percent. California was by far the most active state with 176 new centers opening, followed by New Jersey (59), North Carolina (48) and Texas (47).

      Among the 42,130 centers in 1996, the following breakdown by size can be shown.

      ===================================================================
                U.S. Shopping Center Inventory YE December 1996
      ===================================================================
                             Number of Centers     Square Feet (Millions)
                           ----------------------------------------------
       Size Range (SF)      Amount      Percent       Amount      Percent
      ===================================================================
      Under     100,000     26,497        62.9%      1,293.3       25.4%
      -------------------------------------------------------------------
      100,001-  200,000     10,186        24.2%      1,399.2       27.4%
      -------------------------------------------------------------------
      200,001-  400,000      3,477         8.3%        925.5       18.1%
      -------------------------------------------------------------------
      400,001-  800,000      1,276         3.0%        711.2       13.9%
      -------------------------------------------------------------------
      800,001-1,000,000        309          .7%        278.4        5.5%
      -------------------------------------------------------------------
      Over    1,000,000        385          .9%        492.9        9.7%
      ===================================================================
            Total           42,130       100.0%      5,100.6      100.0%
      ===================================================================
      Source: National Research Bureau (some numbers slightly rounded).
      ===================================================================

        Empirical data shows that the average GLA per capita is increasing. In 1996, the average for the nation was 19.23. This was up 19.4 percent from 16.1 in 1988 and more recently, 18.7 square feet per capita in 1995. Among states, Florida regained its lead and now has the highest GLA per capita with 28.05 square feet. South Dakota has the lowest at 9.07 square feet. Per capita GLA for regional malls (defined as all centers in excess of 400,000 square feet) has also been rising from 5.0 in 1988 to 5.6 in 1996. This information is presented on the following chart.

================================================================================

                                                 National Retail Market Overview
================================================================================

                  ============================================
                                      GLA per Capita
                  ============================================
                          Year   All Centers    Regional Malls
                  ============================================
                          1988          16.1        5.0
                  --------------------------------------------
                          1989          17.0        5.2
                  --------------------------------------------
                          1990          17.7        5.3
                  --------------------------------------------
                          1991          18.1        5.3
                  --------------------------------------------
                          1992          18.3        5.5
                  --------------------------------------------
                          1993          18.5        5.5
                  --------------------------------------------
                          1994          18.7        5.4
                  --------------------------------------------
                          1995          18.9        5.5
                  --------------------------------------------
                          1996          19.2        5.6
                  ============================================
                  Source: International Council of Shopping
                          Center: The Scope of The Shopping
                          Center Industry and National
                          Research Bureau
                  ============================================

      While per capita GLA has continued to increase, a key issue is that the rate of increase has slowed. Per capita space has increased by only one and a half square feet during the period 1990 through 1996. This trend is manifested in the pace of inventory increases from 165 million square feet per year between 1972 and 1980, to 143 million square feet per year (1980-1990), and 118 million square feet per year (1990-1996).

      Construction data also indicates that while the overall pace of shopping center openings has eased, the pace of large store (50,000 to 200,000 square feet) construction has more than doubled. During the more recent five year period, big boxes have accounted for 41 percent of inventory additions.

================================================================================
                           Trends in Inventory Growth*
                                    1972-1995
================================================================================
                                            1972-198O    1980-1990    1990-1995
================================================================================
Shopping Center Space Added                    164          143          115
--------------------------------------------------------------------------------
Free-Standing Stores                            36           34           79
(50,000-200,000 SF)
--------------------------------------------------------------------------------
Total                                          200          177          194
--------------------------------------------------------------------------------
Big Box Allocation of Inventory Growth         18%          19%          41%
================================================================================
*  Average Annual Increase (Million Square Feet)
================================================================================
Source:   NRB and F.W. Dodge
================================================================================

      In their publication, NRB/Shopping Centers Today 1996 Shopping Center Census, the National Research Bureau reports that overall retail conditions were good in 1996. Total shopping center sales increased 4.5 percent to $933.92 billion in 1996, up from $893.81 billion in 1995.

================================================================================

                                                 National Retail Market Overview
================================================================================

=============================================================================================================
                                        Selected Shopping Center Statistics
                                                     1990-1996
=============================================================================================================
                                                                                                    Compound
                                                                                                     Annual
                                        1990     1991     1992     1993     1994     1995     1996   Growth
=============================================================================================================
Retail Sales in Shopping Centers *     $706.40  $716.90  $768.20  $806.60  $851.30  $893.81  $933.92 4.8%
-------------------------------------------------------------------------------------------------------------
Total Leasable Area **                    4.39     4.56     4.68     4.77     4.86     4.97     5.10  2.5%
-------------------------------------------------------------------------------------------------------------
Unit Rate                              $160.89  $157.09  $164.20  $169.08  $175.13  $179.94  $183.10  2.2%
=============================================================================================================
*    Billions of Dollars

**   Billions of Square Feet
=============================================================================================================
Source:       National Research Bureau
=============================================================================================================

      According to the National Research Bureau, total sales in shopping centers have grown at a compound rate of 5.0 percent since 1987. As described, aggregate sales were up 4.5 percent nationwide from $893.8 billion (1995) to $933.9 billion (1996). In 1996, average sales were $183.10 per square foot, up nearly
2.7 percent over 1995 and 2.2 percent (compound growth) over the past several years. The biggest gain came in the super-regional category (more than 1.0 million square feet) where sales were up 4.10 percent to $207.44 per square foot. Nonetheless, with compound sales growth lagging the growth in GLA, there is an indication of overbuilding by this broad measure.

      The following chart tracks the change in average sales per square foot by size category between 1993 and 1995.

    =====================================================================
                          Sales Trends by Size Category
                                    1993-1996
    =====================================================================
                                Average Sales Per Square Foot   % Change
                             ============================================
           Category            1993     1994     1995     1996   1993-96*
    =====================================================================
    Less than    100,000 SF  $193.10  $199.70  $204.94  $209.74   +2.8%
    ---------------------------------------------------------------------
    100,001 to   200,000 SF  $156.18  $161.52  $166.00  $169.56   +2.8%
    ---------------------------------------------------------------------
    200,001 to   400,000 SF  $147.57  $151.27  $153.96  $154.07   +1.4%
    ---------------------------------------------------------------------
    400,001 to   800,000 SF  $157.04  $163.43  $168.21  $170.14   +2.7%
    ---------------------------------------------------------------------
    800,001 to 1,000,000 SF  $194.06  $203.20  $210.40  $213.93   +3.3%
    ---------------------------------------------------------------------
    More than  1,000,000 SF  $183.90  $193.13  $201.05  $207.44   +4.1%
    ---------------------------------------------------------------------
           Total             $169.08  $175.13  $179.94  $183.10   +2.7%
    =====================================================================
    * Compound Annual Change
    =====================================================================
    Source:  National Research Bureau
    =====================================================================

      Consumers demand for value and selection have led to an unprecedented growth of the category killer, superstore and warehouse club concepts. In its annual industry report, Discount Store News has identified the nation's top 200 merchants. Overall, these merchants posted sales of $336.6 billion, up 7.5 percent over 1995. The chart below highlights the year-to-year performance along with 1997 projections.

================================================================================

                                                 National Retail Market Overview
================================================================================

================================================================================
                        Sales by Segment (in billions $)
================================================================================
                                                   Market               1997
                                  1995    1996      Share  % Change    (Proj.)
===============================================================================
Full-Line Discount Stores(1)     $150.9  $162.3      48%      7.6%    $178.5
-------------------------------------------------------------------------------
Specialty Discounters(2)           67.5    76.3      23%     13.1%      87.5
-------------------------------------------------------------------------------
Warehouse Clubs                    41.1    43.5      13%      5.8%      45.9
-------------------------------------------------------------------------------
Other Discount Mass Merchants(3)   30.8    31.8       9%      5.0%      33.4
-------------------------------------------------------------------------------
Off-Price Apparel Chains           15.8    16.9       5%      6.2%      17.9
-------------------------------------------------------------------------------
Jewelry/Hard Lines Retailers        6.9     5.9       2%    (15.0%)      5.1
-------------------------------------------------------------------------------
Total Market                     $313.0  $336.6     100%      7.5%    $368.5
================================================================================
(1) Includes full-line discount department stores, supercenters, closeouters and single-price retailers.

(2) Includes home, automotive, crafts, toys, office supplies, book, computer superstores, baby superstores, pet supplies, consumer electronics and sporting goods specialty stores.

(3)  Includes Sears, Ward, QVC, HSN and variety stores.
================================================================================
Source: DSN Research
================================================================================

      As can be seen, the largest segment is comprised of full line discount stores which was up 7.6 percent to $162.3 billion, or 48 percent of all sales. Excluding Wal-Mart, by far the industry leader, 75 retailers in the DSN top 200 posted double digit sales gains. The biggest winners were baby superstores (+47.2%), book superstores (+35.9%), and home furnishing superstores (33.1%). Among the supercenter categories, Wal-Mart Supercenter's $19.3 billion in sales, up 67.7 percent over 1995, accounted for more than half of the segment's $36.2 billion in sales.

      The Urban Land Institute, in the 1997 edition of Dollars and Cents of Shopping Centers, reports that vacancy rates range from a low of 2.0 percent in neighborhood centers to 14.0 percent for regional malls. Super-regional malls reported a vacancy rate of 7.0 percent and community centers were 4.0 percent based upon their latest survey.

      The retail industry's importance to the national economy can also be seen in the level of direct employment. According to F.W. Dodge, the construction information division of McGraw-Hill, new projects in 1994 generated $2.6 billion in construction contract awards and supported 41,600 jobs in construction trade and related industries. This is nearly half of the construction employment level of 95,360 for new shopping center development in 1990. It is estimated that 10.18 million people are now employed in shopping centers, equal to about one of every nine non-farm workers in the country.

Market Shifts - Contemporary Trends In the Retail Industry

      The mid 1990s have continued the trend of profound changes in the retail industry. Department stores have emerged from the troubles of late 1980s and early 1990s to be stronger than ever. Continued consolidations in this industry segment should continue. Specialty retailers continue to experience a shakeout of weaker, out of favor formats while discounters gain market share. Power centers, the growth vehicle of the last several years have reached a point of saturation that has undermined investor's interest in this product. Outlet centers are still struggling, however, the super-regional mega-center appears poised to be the hot concept for the next few years.

================================================================================

                                                 National Retail Market Overview
================================================================================

      Some of the important developments in the industry over the past year can be summarized as follows:

      o The 1996 Christmas selling season ended on a down note with sales finishing below most analysts expectations. For most consumer electronics and computer retailers, the season was horrible with December sales down 4.8 percent on average. Best Buy, last year's rising star, was off 13.0 percent. Apparel sales rose 3.3 percent led in part by Ann Taylor up 8.8 percent following last year's 2.9 percent decline. According to the Department of Commerce, on an overall basis, department stores registered an average increase of
            4.6 percent while discounters had a 7.8 percent rise on average. Conventional department stores rose 1.9 percent. A summary of some year over year comparable store sales results is shown below.

          =========================================================
                                          Comparable Store Sales
                                     (%) Change Over Last 12 Months
          =========================================================
          Discounters
                 Wal-Mart                          4.5
                 Kmart                             2.3
                 Dayton Hudson                     2.4
          ---------------------------------------------------------
          Department Stores
                 Sears                             6.1
                 Federated                         2.8
                 JC Penney                         2.9
                 Dillards                          2.0
          ---------------------------------------------------------
          Apparel
                 Limited                           2.0
                 The Gap                           5.0
                 TJX                               7.0
          =========================================================
          Miscellaneous
                 Best Buy                         -4.0
                 Tandy                              .4
                 Woolworth                        -2.0
                 Pier 1                           12.0
          =========================================================
          Source: Wall Street Journal
          =========================================================

      o Consolidation in the department store industry segment continued, albeit at a slower pace than seen over the last few years.

            o Strawbridge & Clothier - 128 year old Philadelphia based institution sold 13 unit department store division to May Company. Its 27 unit discount Clover division went to Kimco which is putting Kohl's in several of the units, their initial foray into the East.

            o Profitts - Acquired 38 unit Parisian chain for $221 million. Company now controls 141 stores in 19 states. They have also announced an agreement to acquire G.R. Herberger's, a 40-unit department store chain based in St. Cloud, Minnesota for $153 million.

================================================================================

                                                 National Retail Market Overview
================================================================================

            o     Rich's - 26 unit New England based regional chain closes.

            o Federated - Continues its conversion of Broadway stores in California to Macy's and Bloomingdales.

            o Discounters are being attacked from two sides. Big Box category killers have rapidly expanded on one side. Alternatively, full service department stores have become more promotional, closing the price advantage gap discounters have traditionally enjoyed. For example, Bradlees and Caldor remain in bankruptcy and Ames continues to struggle looking for the right strategy to compete against Wal-Mart, Kmart, Target and now Kohl's.

            o Troubles continues for several specialty retailers as the protracted shake-out continued with several Chapter 11 filings, downsizings, and some cases, outright liquidations. Among the more notable:

            o McCrory Corp. - Seeking court approval to close 307 of its 461 remaining stores and liquidate. At one time it ran 820 stores in 1992 when it filed for protection.

            o     Limited - Will close 200 of its 4,500 units during 1997.

            o Handy Andy - Regional home improvement chain closed remaining 54 stores.

            o Herman's - Liquidated all of its sporting goods stores in the northeast.

            o     Today's Man - 35 unit apparel super store chain filed Chapter
                  11.

            o Barney's - High profile New York based upscale retailer filed Chapter 11.

            o Merry-Go-Round - Liquidated and closed its remaining 560 units including Chess King, Dejaiz and Cignal units.

            o Jamesway - Regional discount department store chain in the northeast liquidated.

            o Incredible Universe - After aggressive foray into this mega store format (185,OOO+/- square feet), Tandy closes division down. Tandy will also close the remaining 53 units of its struggling McDuff Electronics chain and 19 of its 108 Computer City units.

            o Ernst Home Centers - Board approved liquidation of 53-unit chain.

            o Kids Mart - 144-unit childrens apparel chain rumored to be close to filing Chapter 11.

            o Sun Television and Appliance - Considering closing 9 of its 50 stores citing losses.

            o Best - Closes 81 of its 169 catalog showrooms and agrees to sell remaining units to Shottenstein Corp.

================================================================================

                                                 National Retail Market Overview
================================================================================

            o Rickel Home Centers - 86 unit home improvement chain filed Chapter 11.

            o House of Fabrics - Filed Chapter 11 and closes 86 of its 361 units.

            o Discovery Zone - Fast expanding childrens' entertainment and recreation oriented concept filed Chapter 11.

            o     Ben Franklin - Arts and crafts retailer filed Chapter 11.

            o Kuppenheimer - Apparel retailer files Chapter 11 and plans to close half of its 87 units.

            o County Seat - 740-unit apparel retailer has filed Chapter 11 and will close 200 units. The Wet Seal has made a proposal to acquire 508 of the stores.

            o     All For A Dollar - 111-unit close-out chain has filed
                  Chapter 11.

      o Mergers and consolidations among specialty retailers, drug, supermarket and apparel categories continue.

            o Staples merging with Office Depot in a $3.4 billion deal making it by far the largest in the office superstore category.

            o     Toys R Us acquired Baby Superstore in $407 million deal.

            o Melville sold Kay Bee Toys to Consolidated Stores adding to its Toy Liquidators, Toys Unlimited and Amazing Toys close-out units for $315 million. Melville has officially changed its name to CVS Corp.

            o Safeway to acquire Von's in a $1.65 billion deal, creating an operation with 1,400 stores, 139,000 employees and $22.0 billion in revenues. They will still trail the industry leader, Kroger, in size.

            o JC Penney, parent of Thrift Drug, announced they will acquire Fay's Inc., operator of 272 units, making Thrift the nation's eight largest chain. Penney's acquisition of Eckerd Drug has been cleared by the FTC.

            o Sears & Roebuck acquired the 61 unit Orchard Supply Hardware chain for $415 million.

            o Waban, Inc. - to spin off BJ's Wholesale Club and change its name to its other wholesale club division, HomeBase.

            o Food Lion - announced its pending acquisition of Kash N Karry in a $341.0 million deal.

            o PetsMart - Announced plans to acquire Pet City Holdings, the largest pet superstore chain in the UK.

            o TJX Companies - announced intent to sell its Chadwick's of Boston catalog to Brylane LP.

            o     Revco - completed its tender offer for Big B drug store chain.

================================================================================

                                                 National Retail Market Overview
================================================================================

            o Quality Food Centers - Bellevue, WA based supermarket chain to acquire 56-unit Hughes Family Markets for $360 million.

      o REITs ended the year with generally good gains over the thrashing many of their stock prices took earlier in the year. Through October, the average mall REIT was up 23.4 percent, while shopping center REITs were up 16.2 percent. Outlet center REITs were the notable laggards with a .2 percent loss. The most significant deal in 1996 involved Simon Property Group's $1.5 billion acquisition of The DeBartolo Realty Corp. The combined company has a market capitalization of $7.5 billion and a portfolio of 111 regional malls, 66 strip centers, and several specialty centers.

      o Power center growth has arguably fueled the industry's expansion over the past few years. With investors having become more pessimistic due to overbuilding and cannibalization of sales, a new growth vehicle is emerging, the supercenter. This concept combines the elements of a neighborhood center, discounter, supermarket, and drug store into one unit of 150,000 to 200,000 square feet. At the end of 1995 there were 500+/- supercenters. A recent ICSC Survey expects the market to reach buildout in 2003 with 1,800 stores. Leading chains include Wal-Mart, Kmart, Target and Meyer.

      o Despite trends towards consolidation and downsizing, retailers say they will continue aggressive expansions over the next four years. These results were tabulated from Shopping Center World's 16th Annual Retailer's Expansion Plans Survey. Retailers say they will open 28,000 stores between 1997 and the end of 2000. Among the 148 responding retailers, 83 percent planned their expansions in shopping centers led by regional malls.

                 o   Regional Malls                72%
                 o   Power Centers                 50%
                 o   Neighborhood Centers          46%
                 o   Community Centers             34%
                 o   Outlet Centers                20%
                 o   Off-Price Centers             17%

            37 percent cited the southeastern part of the country as the hottest growth area.

      o As of January 1,1995 there were 311 outlet centers with 44.4 million square feet of space. Outlet GLA has grown at a compound annual rate of 18.1 percent since 1989. The five outlet center REITs operated 132 centers as of mid-year 1996. By the year 2000 they expect to operate nearly 175 units. Overall occupancy in 1995 (1996 not available at this writing) slipped to 93.3 percent from 95.5 percent in 1994. Concerns of over-building, tenant bankruptcies, and consolidations have now negatively impacted this industry as evidenced by the hit the outlet REIT stocks have taken. Outlet tenants have not been immune to the global troubles impacting retail sales as comparable store sales were down .2 percent to $212 per square foot for the four quarters ended September 30, 1996.

================================================================================

                                                 National Retail Market Overview
================================================================================

      o Category Killers and discount retailers have continued to drive the demand for additional space. In 1995, new contracts were awarded for the construction or renovation of 260 million square feet of stores and shopping centers, up from 173 million square feet in 1991 according to F.W. Dodge, matching the highest levels over the past two decades. It is estimated that between 1992 and 1994, approximately 55.0 percent of new retail square footage was built by big box retailers. In 1994, it is estimated that they accounted for
            80.0 percent of all new stores. Most experts agree that the country is over-stored. Ultimately, it will lead to higher vacancy rates and place severe pressure on aging, capital intensive centers. Many analysts predict that consolidation will occur soon in other superstores categories such as in the office products segment where Office Depot and Staples have announced a merger.

      o Entertainment is clearly the new operational requisite for property owners and developers who are incorporating some form of entertainment into their designs. With a myriad of concepts available, ranging from mini-amusement parks to multiplex theater and restaurant themes, to interactive high-tech applications, choosing the right formula is a difficult task. Many of the nation's largest media and entertainment companies are getting into the retail business in some fashion. AMC Entertainment has formed a separate subsidiary, Centertainment, Inc., to work with developers to create entertainment based retail projects.

      o Super-regional value-oriented mega malls such as The Mills concept are expected to be one area of growth over the next several years. This hybrid concept incorporates the diverse mix of super-regional malls with the value-oriented aspects of factory outlets, category killers, off-price merchants and retailer clearance outlets under one roof. In addition, they add an entertainment component that is designed to extend the stay of the patron from approximately one to one and one-half hours in a traditional mall format to three to five hours. These malls are at least 1.0 million square feet although the Mills design averages 1.5 million square feet. They can contain between 7 and 20 anchors and have trade areas stretching upwards to 100 miles.

Investment Criteria and Institutional Investment Performance

      Investment criteria for mall properties range widely. Many firms and organizations survey individuals active in this industry segment in order to gauge their current investment criteria. These criteria can be measured against traditional units of comparison such as price (or value) per square foot of GLA and overall capitalization rates.

     The price that an investor is willing to pay represents the current or present value of all the benefits of ownership. Of fundamental importance is their expectation of increases in cash flow and the appreciation of the investment. Investors have shown a shift in preference to initial return, placing probably less emphasis on the discounted cash flow analysis (DCF). A DCF is defined as a set of procedures in which the quantity, variability, timing, and duration of periodic income, as well as the quantity and timing of reversions, are specified and discounted to a

================================================================================

                                                 National Retail Market Overview
================================================================================

present value at a specified yield rate. Understandably, market thinking has evolved after a few .hard years of reality where optimistic cash flow projections did not materialize. The DCF is still, in our opinion, a valid valuation technique that when properly supported, can present a realistic forecast of a property's performance and its current value in the marketplace.

      Equitable Real Estate Investment Management, Inc. reports in their Emerging Trends In Real Estate - 1997 that their respondents give retail investments generally poor performance forecasts in their latest survey due to the protracted merchant shakeout which will continue into 1997 and the general overbuilding which has had a fundamental change on the industry. While dominant, Class A malls are still considered to be one of the best real estate investments anywhere, only 20 percent of the respondents recommended buying malls.


      Among the nine real estate categories tracked by Emerging Trends, each had estimated 1996 and forecasted 1997 value gains except for regional malls and power centers. Community centers showed a very modest (less than 1 percent) increase. One of the most daunting tasks facing owners is the competition for good tenants and the huge capital outlays needed to keep the properties functional and up-to-date. Emerging Trends views REITs as being buyers but the capital needs of many of these centers will likely hit FF0 hard over the next twelve to eighteen months. New REIT IPOs will be limited but consolidations and follow-up offerings will increase as REIT companies seek to grow capitalizations for greater operating efficiencies.

      Power centers were hit particularly hard in the latest survey. By some estimates this industry niche now accounts for 25 percent of all retail sales and not only have they hurt regional malls but their overbuilding has cannibalized each other. Power centers are now shown to be one of the riskiest investment classes with only 4 percent of the respondents saying its a good time to buy. For 1997, the interviewees see community and strip centers as offering the best investment opportunity in the retail sector.

      The following chart summarizes the results of their current survey.

================================================================================
                     Retail Property Rankings and Forecasts
================================================================================
Property Type       Investment Potential                  Predicted Value Gains
                    ---------------------     1996       ----------------------
                    Rating(1)   Rating(2)  Rent Change   1 Yr.  5 Yrs.   10 Yrs.
================================================================================
Regional Malls         4.9      8th            -0.1%    -1.7%    12.7%     26.6%
--------------------------------------------------------------------------------
Power Centers          4.1      9th             0.1%    -2.3%     9.1%     19.7%
--------------------------------------------------------------------------------
Community Centers      5.3      6th (tie)       1.6%     0.3%    12.5%     26.1%
================================================================================
(1)  Scale of 1 to 10
(2)  Based on 9 property types

Source: Emerging Trends in Real Estate - 1997
================================================================================

        The NCREIF Property Index represents data collected from the Voting Members of the National Council of Real Estate Investment Fiduciaries. As shown in the following table, data the fourth quarter of 1996 shows that the retail index posted a positive 5.08 percent increase in total return for the year. Increased competition in the retail sector from new and

================================================================================

                                                 National Retail Market Overview
================================================================================

expanding formats and changing locational references has caused the retail index to trail all other property types. In fact, this was the fifth consecutive quarter in which retail properties posted the lowest return among the five NCREIF property types. Overall, it appears also that value write-downs have continued. The -1.73 percent in negative appreciation for the retail subindex marked the continuation of this trend. Continuing concerns about overbuilding competition and capital requirements are cited as the primary factors for the pessimistic performance.

================================================================================
                             Retail Property Returns
                                  NCREIF Index
                             Fourth Quarter 1996 (%)
================================================================================
        Period        Income      Appreciation     Total    Change in CPI *
    4th Qtr.1996        2.09         -1.73          .36          .51
    One Year            8.46         -3.18         5.08         3.32
    Three Years         8.26         -2.82         5.27         2.85
    Five Years          7.88         -3.94         3.71         2.84
    Ten Years           7.26         -1.49         5.69         3.68
================================================================================
*   Annualized year ending 12/31
================================================================================
Source: Real Estate Performance Report
        National Council of Real Estate Investment Fiduciaries
================================================================================

        Retail's total return of 5.08 percent for 1996 was substantially behind the other investment categories including Apartment (11.10%), Office (12.74%), R&D (17.64%), and Warehouse (12.69%). Among the different retail categories, neighborhood centers posted the best total performance, while regional malls were laggards.

================================================================================
                           Retail Segment Performance
================================================================================
   Category                   Income        Appreciation            Total
================================================================================
   Neighborhood                8.85%           - .63%                8.17%
--------------------------------------------------------------------------------
   Community                   9.03%           -2.10%                6.79%
--------------------------------------------------------------------------------
   Regional Malls              7.74%           -3.98%                3.53%
--------------------------------------------------------------------------------
   Super Regional Malls        8.04%           -3.29%                4.55%
================================================================================

      From the above, it is clear that value declines were still in evidence during 1996.

      Private investor underwriting has become more conservative with respect to vacancy allowances, growth rates (rent, sales) and occupancy cost tolerance levels. The reduced spread between cash returns and internal rate of returns is evidence that buyers seek a higher proportion of their expected return from income rather than from appreciation.

     The Cushman & Wakefield Investor Survey also confirms trends that capitalization rates for most retail categories have risen. Regional malls have been the most affected. This is partly due to the fact that over 75 malls are currently available for sale.

================================================================================

                                                 National Retail Market Overview
================================================================================

Real Estate Investment Trust Market (REITs)

      To date, the impact of REITs on the retail investrnent market has been significant, although the majority of Initial Property Offerings (IPOs) involving regional malls, shopping centers, and outlet centers did not enter the market until the latter part of 1993 and early 1994. It is noted that REITs have dominated the investment market for apartment properties and have evolved into a major role for retail properties as well.

      Currently, there are in excess of 300 REITs in the United States, more than three-quarters of which are publicly traded. The advantages provided by REITs, in comparison to more traditional real estate investment opportunities, include the diversification of property types and location, increased liquidity due to shares being traded on major exchanges, and the exemption from corporate taxes when 95.0 percent of taxable income is distributed.

      There are essentially three kinds of REITs which can either be "open-ended", or Finite-life (FREITs) which have specified liquidation dates, typically ranging from eight to fifteen years.

      o Equity REITs center around the ownership of properties where ownership interests (shareholders)receive the benefit of returns from the operating income as well as the anticipated appreciation of property value. Equity REITs typically provide lower yields than other types of REITs, although this lower yield is theoretically offset by property appreciation.

      o Mortgage REITs invest in real estate through loans. The return to shareholders is related to the interest rate for mortgages placed by the REIT.

      o Hybrid REITs combine the investment strategies of both the equity and mortgage REITs in order to diversify risk.

      The influx of capital into REITs has provided property owners with an significant alternative marketplace of investment capital and resulted in a considerably more liquid market for real estate. A number of "non-traditional" REIT buyers, such as utility funds and equity/income funds, established a major presence in the market during 1993/94.

      1995 was not viewed as a great year for REITs relative to the advances seen in the broader market. Through the end of December, equity REITs posted nearly a 10 percent total return according to the National Association of Real Estate Investment Trusts (NAREIT). The best performer among equity REITs was the office sector with a 38.8 percent total return. This was followed by self-storage (34.9%), hotels (30.8%), triple-net lease (31.6%), and industrial/self-storage (27.9%). One equity REIT sector was in the red - outlet centers (-2.80%).

Retail REITs

      As of December 31, 1996, there were a total of 43 REITs specializing in retail, making up sizable percentage of the securities in the REIT market. Forty-two of these 43 REIT companies are Equity REITs. Depending upon the property type in which they specialize, retail REITs are divided into three categories: shopping centers, regional malls, and outlet centers. The REIT performance indices chart, shown as Table A, displays a summary performance of the three composite categories.

================================================================================

                                                 National Retail Market Overview
================================================================================

================================================================================
                        Table A - Retail REIT Performance
                             As of December 31, 1996
--------------------------------------------------------------------------------
                      Y-T-D Total   Dividend       No. of REIT      Market
                         Return      Yield         Securities    Capitalization*
================================================================================
ALL REITs                39.96%       6.59%           43          $20,190.7

   Strip Centers         32.88%       6.50%           26          $11,145.8
   Regional Malls        44.63%       6.60%           10           $7,349.0
   Outlet Centers         3.78%       9.22%            6           $1,300.2
--------------------------------------------------------------------------------
   *  Number reported in thousands.
      Source: Realty Stock Review
--------------------------------------------------------------------------------

      As can be seen, the 43 REIT securities have a market capitalization of approximately $20.2 billion. Total returns of nearly 40.0 percent were well ahead of the stock market as a whole and also exceeded the 35.8 percent return for all REITs. Regional malls did exceptionally well with nearly a 45 percent return followed by strip centers. Outlet centers, which were posting negative returns through the third quarter, recovered to show a 3.8 percent return for the year. Accordingly, dividend yields for this group are 9.22 percent, some 266 basis points above the composite average return.

      While many of the country's best quality malls and shopping centers have recently been offered in the public market, this heavily capitalized marketplace has provided sellers with an attractive alternative to the more traditional market for large retail properties.

Regional Mall REITs

      The accompanying exhibit Table B summarizes the basic characteristics of nine REITs and one publicly traded real estate operating company (Rouse Company) comprised exclusively or predominantly of regional mall properties. Excluding the Rouse Company (ROUS), the IPOs have all been completed since November 1992. The nine public offerings with available information have a total of 281 regional or super regional malls with a combined leasable area of approximately 229 million square feet. This figure represents more than 14.0 percent of the total national supply of this product type.

      The ten companies are among the largest and best capitalized domestic real estate equity securities, and are considerably more liquid than more traditional real estate related investments. Through October 31, 1996, the regional mall segment has outperformed its shopping and outlet center counterparts with 23.43 percent total return.

================================================================================

                                                 National Retail Market Overview
================================================================================

------------------------------------------------------------------------------------------------------------------------------------
Table B - REGIONAL MALL REIT ANALYSIS
Cushman & Wakefield, Inc.
====================================================================================================================================
REIT PORTFOLIO                          CBL         CWN      GGP     JPR       MAC      MLS      RSE       SPG       TCO       UBR
                                      CBL &       Crown  General      JP       The      The    Rouse     Simon   Taubman     Urban
                                     Assoc.    American   Growth  Realty  Macerich    Mills  Company  Property   Centers  Shopping
                                                                    Inc.   Company     Corp.             Group             Centers
====================================================================================================================================
----------------
Company Overview
----------------

No. of Retail Centers                   l05         25       67     n/a        20       18      69       177        19        12
No. of Regional Malls                    16         25       66      10        17        4      38       113        19         8
Mall as % of Portfolio                  71%        99%      98%     71%       97%      82%     75%       77%      100%       95%
Avg. Total GLA/Center*                  655        545      699     493       735    1,500     873       759     1,102     1,040
------------------------------------------------------------------------------------------------------------------------------------
---------------
Mall Operations
---------------

Reporting Year                         1995       1995     1995    1995      1995     1995    1995      1995      1995      1995
Avg. Sales PSF of Mall Shop GLA        $232       $206     $235    $208      $290     $297    $289      $276      $352      $344
Avg. Rent on Recent Leases           $17.41     $17.96   $21.80  $21.45    $23.00   $25.00  $24.90    $21.92    $41.27    $34.64
Minimum Rent/Sales Ratio               7.5%       8.7%     9.3%   10.3%      7.9%     8.4%    8.6%      7.9%     11.7%     10.1%
Total Occupancy Cost/Sales Ratio      12.3%      11.1%    12.1%   10.2%     11.3%    11.6%   12.2%     11.0%     15.1%     11.4%
Mall Shop Occupancy Level             88.2%      82.0%    86.2%   86.5%     92.2%    90.0%   95.2%     86.4%     88.0%     92.6%
------------------------------------------------------------------------------------------------------------------------------------
------------
Share Prices
------------

IPO Date                           10/27/93     8/9/93   4/8/93     n/a    3/9/94     4/94    1966  12/26/93  11/18/92   10/6/93
IPO Price                            $19.50     $17.25   $22.00     n/a    $19.00   $23.50     n/a    $22.25    $11.00    $23.50
Current Price (11/29/96)             $24.50      $7.63   $27.75  $19.50    $23.25   $20.75  $26.50    $27.38    $11.63    $26.50
52 Week High                         $25.00      $8.75   $28.38  $19.75    $24.00   $22.50  $27.38    $27.88    $12.50    $27.88
52-Week Low                          $19.50      $6.63   $18.50  $15.13    $19.00   $16.50  $18.25    $21.13     $9.25    $20.13
------------------------------------------------------------------------------------------------------------------------------------
-----------------------
Capitalization & Yields
-----------------------

Market Capitalization**              $1,266       $842   $2,744    $661    $1,328   $1,481  $3,936    $5,900    $3,127    $1,072
Annual Dividend                       $1.68      $0.80    $1.72   $1.92     $1.76    $1.89   $0.88     $1.97     $0.88     $1.98
Dividend Yield (11/29/96)             6.86%     10.48%    6.20%   9.85%     7.57%    9.11%   3.32%     7.20%     7.57%     7.47%
FF0 1996***                           $2.03      $1.29    $1.95   $1.83     $1.96    $1.96   $2.42     $2.34     $0.98     $2.41
FFO Yield (11/29/96)                  8.29%     16.91%    7.03%   9.38%     8.43%    9.45%   9.13%     8.55%     8.43%     9.09%
------------------------------------------------------------------------------------------------------------------------------------
Source: Salomon Bothers, Realty Stock Review; Annual Reports and Green Street Advisors, Inc.
  * Numbers in thousands (000) includes malls only.
 ** Numbers in millions.
*** Funds From Operations is defined as net income (loss) before depreciation, amortization, other non-cash items, extraordinary items, gains or losses on sales of assets and before minority interests in the Operating
    Partnership.
------------------------------------------------------------------------------------------------------------------------------------

================================================================================

                                                 National Retail Market Overview
================================================================================

Shopping Center REITs

      Shopping center REITs comprise the largest sector of the retail REIT market accounting for 26 out of the total 43 securities. General characteristics of seven of the largest shopping center REITs are summarized on Table C. The public equity market capitalization of the seven companies totaled $6.1 billion as of October 31, 1996. The two largest, Kimco Realty Corp. and New Plan Realty Trust have a market capitalization equal to approximately 34.4 percent of the group total.

      Year-to-date returns have been 16.19 percent for all shopping center REITs including a 7.36 percent dividend yield.

-----------------------------------------------------------------------------------------------------------------------------------
Table C-SHOPPING CENTER REIT ANALYSIS
Cushman & Wakefield Inc.
===================================================================================================================================
REIT PORTFOLIO                         DDR         FRT          GRT          JPR          KIM          NPR         VNO          WRI
                                     Devel.    Federal     Glimcher           JP        Kimco     New Plan     Vornado   Weingarten
                                Diversified Realty Inv       Realty   Realty Inc Realty Corp.       Realty      Realty       Realty
===================================================================================================================================
----------------
Company Overview
----------------

Total Properties                       l11          53           84           46          193           123         65          161
Total Retail Centers                   104          53           84           40          193           102         56          141
Total Retail GLA                    23,600      11,200       12,300        6,895       26,001        14,500      9,501       13,293
Avg.Total GLA/Center*                  227         211          146          172          135           142        170           94
-----------------------------------------------------------------------------------------------------------------------------------
---------------
Mall Operations
---------------

Reporting Year                          --          --         1994           --         1994            --         --         1994
Total Rental Income                     --          --      $71,101           --      $125,272           --         --     $112,233
Average Rent/Square Foot             $6.04          --        $5.78           --        $4.82            --         --        $8.44
Total Operating Expenses                --          --      $45,746           --      $80,563            --         --      $76,771
Operating Expenses/Square Foot          --          --        $3.72           --        $3.10            --         --        $5.78
Operating Expense Ratio                 --          --        64.3%           --        64.3%            --         --        68.4%
Total Occupancy Level                96.6%       95.1%        96.3%        94.0%        94.7%         95.4%      94.0%        92.0%
-----------------------------------------------------------------------------------------------------------------------------------
------------
Share Prices
------------

IPO Date                              1992        1993         1994         1994         1991          1973       1993         1985
IPO Price                           $19.50      $17.25       $14.75       $22.00       $19.00            --     $22.25           --
Current Price (12/15/95)            $29.88      $23.38       $17.75       $20.63       $42.25        $21.63     $36.13       $36.13
52 - Week High                      $32.00      $25.75       $22.38       $21.38       $42.25        $23.00     $38.13       $38.13
52 - Week Low                       $26.13      $19.75       $16.63       $17.38       $35.00        $18.75     $32.75       $32.75
-----------------------------------------------------------------------------------------------------------------------------------
----------------------
Capitalization & Yield
----------------------

Outstanding Shares**                 18.96       32.22        24.48        19.72        22.43         53.26      24.20        26.53
Market Capitalization**               $567        $753         $435         $407         $948        $1,152       $874         $959
Annual Dividend                      $2.40       $1.64        $1.92        $1.68        $2.16         $1.39      $2.24        $2.40
Dividend Yield (12/15/95)            8.03%       7.01%       10.82%        8.14%        5.11%        6.43%       6.20%        6.64%
FF0 1995***                          $2.65       $1.78        $2.25        $1.83        $3.15         $1.44      $2.67        $2.80
FF0 Yield (12/15/95)                 8.87%       7.61%       12.68%        8.87%        7.46%         6.66%      7.39%        7.75%
-----------------------------------------------------------------------------------------------------------------------------------
Source: Salomon Bothers and Realty Stock Review; Annual Reports

*   Numbers in thousands (000) includes retail properties only.
**  Numbers in millions.
*** Funds From Operations is defined as net income (loss) before depreciation, amortization, other non-cash items, extraordinary items, gains or losses on sales of assets and before minority interests in the Operating
    Partnership.
-----------------------------------------------------------------------------------------------------------------------------------

================================================================================

                                                 National Retail Market Overview
================================================================================

Outlook

      A review of various data sources reveals the intensity of the development community's efforts to serve a U.S. retail market that is still growing, shifting and evolving. It is estimated 25-30 power centers appear to be capable of opening annually, generating more than 12 million square feet of new space per year. That activity is fueled by the locational needs of key power center tenants, 27 of which indicated in recent year-end reports to shareholders an appetite for 900 new stores annually, an average of 30 new stores per firm.

      With a per capita GLA figure of 19 square feet, most analysts are in agreement that the country is already over-stored. As such, new centers will become feasible through the following demand generators:

      o The gradual obsolescence of some existing retail locations and retail facilities;

      o The evolution of the locational needs and format preferences of various anchor tenants; and

      o Rising retail sales generated by increasing population and household levels.

      By the year 2000, total retail sales are projected to rise from $2.237 trillion in 1994 to almost $2.9 trillion; shopping center-inclined sales are projected to rise by $361 billion, from $1.194 trillion in 1994 to nearly $1.6 trillion in the year 2000. Those increases reflect annual compound growth rates of 4.1 percent and 4.5 percent, respectively, for the six-year period.

      On balance, we conclude that the outlook for the retail industry is one of cautious optimism. Because of the importance of consumer spending to the economy, the retail industry is one of the most studied and analyzed segments of the economy. One obvious benefactor of the aggressive expansion and promotional pricing which has characterized the industry is the consumer. There will continue to be an increasing focus on choosing the right format and merchandising mix to differentiate the product from the competition and meet the needs of the consumer. Quite obviously, many of the nations' existing retail developments will find it difficult if not impossible to compete. Tantamount to the success of these older centers must be a proper merchandising or repositioning strategy that adequately considers the feasibility of the capital intensive needs of such an undertaking. Coincident with all of the change which will continue to influence the industry is a general softening of investor bullishness. This will lead to a realization that the collective interaction of the fundamentals of risk and reward now require higher capitalization rates and long term yield expectations in order to attract investment capital.

================================================================================

                            ENDS DEMOGRAPHIC REPORTS

Wed Jun 25, 1997                                                          Page 1

                              CUSTOM SUMMARY REPORT
                        (POP 80-01, HH 80-01, INC 80-01)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC
INDEPENDENCE COMMONS, INDEPENDENCE, MO
NEC I-7O & US RTE. 291                             COORD:   39:02.77    94:21.73
--------------------------------------------------------------------------------
                                                3.00 MILE  5.00 MILE  10.00 MILE
DESCRIPTION                                        RADIUS     RADIUS      RADIUS
--------------------------------------------------------------------------------
POP_80: TOTAL                                      31,096    101,081     325,035
POP_9O: TOTAL                                      36,033    113,238     349,999
POP_96: TOTAL (EST.)                               37,371    116,688     357,197
POP_01: TOTAL (PROJ.)                              38,535    119,788     366,364
HH_80: TOTAL                                       10,618     36,909     119,911
HH_90: TOTAL                                       14,042     44,029     134,953
HH_96: TOTAL (EST.)                                14,964     46,194     140,245
HH_O1: TOTAL (PROJ.)                               15,599     47,608     143,606
INC_80: PER CAPITA (EST.)                          $8,760     $8,472      $7,826
INC_90: PER CAPITA                                $15,219    $14,872     $13,256
INC_96: PER CAPITA (EST.)                         $20,292    $21,092     $18,784
INC_01: PER CAPITA (PROJ.)                        $25,232    $28,425     $24,867
HH_80_BY INCOME_79: MEDIAN                        $23,933    $21,052     $18,967
HH_90_BY INCOME_89: MEDIAN                        $36,248    $33,085     $29,813
HH_96_BY INCOME: MEDIAN (EST.)                    $42,091    $39,262     $35,124
HH_01_BY INCOME: MEDIAN                           $49,709    $47,696     $43,240
HH-80_BY INCOME_79: AVERAGE                       $25,655    $23,201     $21,214
HH_90_BY INCOME_89: AVERAGE                       $39,038    $38,094     $34,258
HH_96_BY INCOME: AVERAGE (EST.)                   $50,231    $52,991     $47,375
HH_01_BY INCOME: AVERAGE                          $61,732    $71,125     $62,821

Wed Jun 25, 1997                                                          Page 1

                              CUSTOM SUMMARY REPORT
                          (POP FACTS: FULL DATA REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC
INDEPENDENCE COMMONS, INDEPENDENCE, MO
NEC I-70 & US RTE 291                        COORD:      39:02.77      94:21.73
--------------------------------------------------------------------------------
                                          3.00 MILE     5.00 MILE    10.00 MILE
DESCRIPTION                                  RADIUS        RADIUS        RADIUS
--------------------------------------------------------------------------------
POPULATION
    2001 PROJECTION                          38,535       119,788       366,364
    1996 ESTIMATE                            37,371       116,688       357,197
    1990 CENSUS                              36,033       113,238       349,999
    1980 CENSUS                              31,096       101,081       325,035
    GROWTH 1980 - 1990                        15.88%        12.03%         7.68%

HOUSEHOLDS
    2001 PROJECTION                          15,599        47,608       143,606
    1996 ESTIMATE                            14,964        46,194       140,245
    1990 CENSUS                              14,042        44,029       134,953
    1980 CENSUS                              10,618        36,909       119,911
    GROWTH 1980 - 1990                        32.24%        19.29%        12.54%

1996 ESTIMATED POPULATION BY RACE            37,371       116,688       357,197
    WHITE                                     95.72%        94.41%        82.71%
    BLACK                                      1.83%         2.86%        14.38%
    ASIAN & PACIFIC ISLANDER                   1.12%         1.22%         1.06%
    OTHER RACES                                1.32%         1.51%         1.84%

1996 ESTIMATED POPULATION                    37,371       116,688       357,197
    HISPANIC ORIGIN                            2.61%         2.59%         2.94%

OCCUPIED UNITS                               14,042        44,029       134,953
    OWNER OCCUPIED                            71.68%        69.71%        67.80%
    RENTER OCCUPIED                           28.32%        30.29%        32.20%
    1990 AVERAGE PERSONS PER HH                2.55          2.56          2.57

1996 EST. HOUSEHOLDS BY INCOME               14,964        46,194       140,245
     $150,000 OR MORE                          1.50%         3.55%         2.54%
     $100,000 TO $149,999                      5.27%         4.51%         3.89%
     $ 75,000 TO $ 99,999                      7.73%         7.05%         6.10%
     $ 50,000 TO $ 74,999                     24.51%        21.10%        19.43%
     $ 35,000 TO $ 49,999                     20.84%        19.27%        18.18%
     $ 25,000 TO $ 34,999                     13.26%        13.17%        14.04%
     $ 15,000 TO $ 24,999                     13.37%        14.20%        15.63%
     $  5,000 TO $ 15,000                     11.10%        14.11%        15.82%
     UNDER $ 5,000                             2.43%         3.03%         4.37%

1996 EST. AVERAGE HOUSEHOLD INCOME          $50,231       $52,991       $47,375
1996 EST. MEDIAN HOUSEHOLD INCOME           $42,091       $39,262       $35,124
1996 EST. PER CAPITA INCOME                 $20,292       $21,092       $18,784

Wed Jun 25, 1997                                                         Page 2

                              CUSTOM SUMMARY REPORT
                          (POP FACTS: FULL DATA REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC
INDEPENDENCE COMMONS, INDEPENDENCE, MO
NEC: 1-70 & US RTE. 291                       COORD:     39:02.77       94:21.73
--------------------------------------------------------------------------------
                                           3.00 MILE    5.00 MILE     10.00 MILE
DESCRIPTION                                   RADIUS       RADIUS         RADIUS
--------------------------------------------------------------------------------
1996 ESTIMATED POPULATION BY SEX             37,371       116,688       357,197
    MALE                                      47.84%        47.72%        47.58%
    FEMALE                                    52.16%        52.28%        52.42%

MARITAL STATUS                               28,823        89,047       271,629
    SINGLE MALE                               10.72%        10.67%        11.52%
    SINGLE FEMALE                              9.55%         9.31%        10.33%
    MARRIED                                   63.06%        61.80%        57.35%
    PREVIOUSLY MARRIED MALE                    5.08%         5.34%         6.37%
    PREVIOUSLY MARRIED FEMALE                 11.58%        12.88%        14.43%

HOUSEHOLDS WITH CHILDREN                      4,942        16,080        50,526
    MARRIED COUPLE FAMILY                     80.61%        76.63%        70.74%
    OTHER FAMILY-MALE HEAD                     3.69%         4.20%         4.89%
    OTHER FAMILY-FEMALE HEAD                  14.70%        17.99%        23.12%
    NON FAMILY                                 1.00%         1.19%         1.25%

1996 ESTIMATED POPULATION BY AGE             37,371       116,688       357,197
    UNDER 5 YEARS                              5.93%         6.66%         7.52%
     5 TO 9 YEARS                              6.18%         6.89%         7.32%
    10 TO 14 YEARS                             7.11%         7.43%         7.45%
    15 TO 17 YEARS                             4.38%         4.54%         4.46%
    18 TO 20 YEARS                             3.22%         3.18%         3.20%
    21 TO 24 YEARS                             5.44%         4.85%         4.86%
    25 TO 29 YEARS                             7.38%         7.21%         7.70%
    30 TO 34 YEARS                             7.04%         7.15%         7.64%
    35 TO 39 YEARS                             8.23%         8.30%         8.39%
    40 TO 49 YEARS                            17.28%        16.58%        14.89%
    50 TO 59 YEARS                            11.88%        10.09%         9.31%
    60 TO 64 YEARS                             4.31%         4.32%         4.13%
    65 TO 69 YEARS                             4.13%         4.43%         4.27%
    70 TO 74 YEARS                             2.90%         3.15%         3.04%
    75 + YEARS                                 4.58%         5.22%         5.80%

    MEDIAN AGE                                37.01         36.26         34.90
    AVERAGE AGE                               37.16         36.76         36.15

Wed Jun 25, 1997                                                         Page 3

                              CUSTOM SUMMARY REPORT
                          (POP FACTS: FULL DATA REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC
INDEPENDENCE COMMONS, INDEPENDENCE, MO
NEC I-70 & RTE. 291                           COORD:     39:02.77       94:21.73
--------------------------------------------------------------------------------
                                           3.00 MILE    5.00 MILE     10.00 MILE
DESCRIPTION                                   RADIUS       RADIUS         RADIUS
--------------------------------------------------------------------------------
1996 ESTIMATED FEMALE POP. BY AGE            19,492        61,005       187,232
    UNDER 5 YEARS                              5.41%         6.23%         6.96%
     5  TO 9 YEARS                             5.85%         6.41%         6.80%
    10 TO 14 YEARS                             6.94%         7.23%         7.15%
    15 TO 17 YEARS                             4.21%         4.37%         4.24%
    18 TO 20 YEARS                             3.11%         3.03%         3.04%
    21 TO 24 YEARS                             5.38%         4.76%         4.84%
    25 TO 29 YEARS                             7.38%         7.21%         7.72%
    30 TO 34 YEARS                             6.73%         6.95%         7.43%
    35 TO 39 YEARS                             8.23%         8.36%         8.31%
    40 TO 49 YEARS                            17.73%        16.70%        14.82%
    50 TO 59 YEARS                            11.63%        10.02%         9.42%
    60 TO 64 YEARS                             4.37%         4.45%         4.26%
    65 TO 69 YEARS                             4.08%         4.56%         4.39%
    70 TO 74 YEARS                             3.24%         3.45%         3.33%
    75 + YEARS                                 5.71%         6.27%         7.29%
    FEMALE MEDIAN AGE                         38.03         37.28         36.10
    FEMALE AVERAGE AGE                        38.22         37.86         37.55

POPULATION BY HOUSEHOLD TYPE                 36,033       113,238       349,999
    FAMILY HOUSEHOLDS                         87.09%        87.08%        85.98%
    NON-FAMILY HOUSEHOLDS                     12.11%        12.33%        13.02%
    GROUP QUARTERS                             0.80%         0.59%         1.00%

HOUSEHOLDS BY TYPE                           14,042        44,029       134,953
    SINGLE MALE                                8.03%         8.05%         9.12%
    SINGLE FEMALE                             14.13%        14.86%        15.45%
    MARRIED COUPLE                            63.04%        60.78%        55.70%
    OTHER FAMILY-MALE HEAD                     2.39%         2.58%         3.16%
    OTHER FAMILY-FEMALE HEAD                   8.34%         9.80%        12.48%
    NON FAMILY-MALE HEAD                       2.52%         2.45%         2.51%
    NON FAMILY-FEMALE HEAD                     1.56%         1.48%         1.58%

POPULATION BY URBAN VS. RURAL                36,067       113,045       349,733
    URBAN                                     99.36%        99.44%        97.05%
    RURAL                                      0.64%         0.56%         2.95%

Wed Jun 25, 1997                                                          Page 4

                              CUSTOM SUMMARY REPORT
                          (POP FACTS: FULL DATA REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC
INDEPENDENCE COMMONS, INDEPENDENCE, MO
NEC 1-70 & US RTE. 291                          COORD:     39:02.77     94:21.73
--------------------------------------------------------------------------------
                                             3.00 MILE    5.00 MILE   10.00 MILE
DESCRIPTION                                     RADIUS       RADIUS       RADIUS
--------------------------------------------------------------------------------
FEMALES 16+ WITH CHILDREN 0 - 17: BAS           14,889      46,315      142,959
    WORKING WITH CHILD 0 - 5                      5.60%       5.80%        5.59%
    NOT WORKING WITH CHILD 0 - 5                  0.25%       0.39%        0.51%
    NOT IN LABOR FORCE WITH CHILD 0 -             1.78%       2.19%        2.60%
    WORKING WITH CHILD 6 - 17                    14.59%      13.80%       13.45%
    NOT WORKING WITH CHILD 6 - 17                 0.35%       0.40%        0.59%
    NOT IN LAB. FORCE WITH CHILD 6 -              3.74%       3.71%        3.30%
    WORKING WITH CHILD 0 - 5 & 6 - 18             3.86%       4.04%        4.21%
    NOT WORKING WITH CHILD 0-5 & 6-18             0.15%       0.28%        0.37%
    NOT IN LAB. FORCE W/CHILD 0-5 &6-             1.39%       2.26%        2.35%
    WORKING WITH NO CHILDREN                     39.50%      35.61%       34.17%
    NOT WORKING WITH NO CHILDREN                  1.47%       1.60%        1.78%
    NOT IN LAB. FORCE WITH NO CHILD.             27.32%      29.93%       31.07%

HH BY AGE BY POVERTY STATUS                     14,031      44,040      134,554
    ABOVE POVERTY UNDER AGE 65                   79.67%      74.12%       71.02%
    ABOVE POVERTY AGE 65 +                       15.47%      18.25%       18.60%
    BELOW POVERTY UNDER AGE 65                    3.23%       5.21%        7.36%
    BELOW POVERTY AGE 65 +                        1.63%       2.42%        3.02%

POPULATION 16+ BY EMPLOYMENT STATUS             28,325      87,324      266,351
    EMPLOYED IN ARMED FORCES                      0.20%       0.12%        0.13%
    EMPLOYED CIVILIANS                           69.55%      66.30%       63.89%
    UNEMPLOYED CIVILIANS                          2.99%       3.37%        4.12%
    NOT IN LABOR FORCE                           27.27%      30.22%       31.86%

POPULATION 16+ BY OCCUPATION                    19,700      57,894      170,174
    EXECUTIVE AND MANAGERIAL                     13.64%      12.79%       11.32%
    PROFESSIONAL SPECIALTY                       13.36%      13.26%       11.75%
    TECHNICAL SUPPORT                             4.05%       3.39%        3.74%
    SALES                                        13.00%      12.83%       11.84%
    ADMINISTRATIVE SUPPORT                       21.38%      20.90%       21.02%
    SERVICE: PRIVATE HOUSEHOLD                    0.15%       0.24%        0.30%
    SERVICE: PROTECTIVE                           1.52%       1.55%        1.81%
    SERVICE: OTHER                                6.89%       8.86%       10.61%
    FARMING FORESTRY & FISHING                    0.52%       0.67%        0.74%
    PRECISION PRODUCTION & CRAFT                 11.45%      11.10%       11.36%
    MACHINE OPERATOR                              5.98%       6.18%        6.50%
    TRANS. AND MATERIAL MOVING                    4.57%       4.57%        4.74%
    LABORERS                                      3.48%       3.66%        4.27%

Wed Jun 25, 1997                                                          Page 5

                              CUSTOM SUMMARY REPORT
                          (POP FACTS: FULL DATA REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC
INDEPENDENCE COMMONS, INDEPENDENCE, MO
NEC I-70 & US RTE. 29I                          COORD:     39:02.77     94:21.73
--------------------------------------------------------------------------------
                                             3.00 MILE    5.00 MILE   10.00 MILE
DESCRIPTION                                     RADIUS       RADIUS       RADIUS
--------------------------------------------------------------------------------
FAMILIES BY NUMBER OF WORKERS                  10,520       32,414       96,628
    NO WORKERS                                   9.94%       11.27%       12.12%
    ONE WORKER                                  23.79%       25.74%       27.11%
    TWO WORKERS                                 51.44%       49.64%       47.85%
    THREE + WORKERS                             14.83%       13.36%       12.92%

HISPANIC POPULATION BY TYPE                    36,033      113,238      349,999
    NOT HISPANIC                                98.03%       98.16%       97.78%
    MEXICAN                                      1.51%        1.38%        1.77%
    PUERTO RICAN                                 0.04%        0.04%        0.06%
    CUBAN                                        0.02%        0.02%        0.03%
    OTHER HISPANIC                               0.40%        0.39%        0.36%

1996 HISPANICS BY RACE: BASE                      976        3,027       10,496
    WHITE                                       60.27%       55.24%       46.31%
    BLACK                                        0.65%        1.23%        2.50%
    ASIAN                                        1.36%        1.93%        1.78%
    OTHER                                       37.72%       41.60%       49.41%

POPULATION BY TRANSPORTATION TO WORK           19,599       57,229      167,840
    DRIVE ALONE                                 84.31%       82.37%       80.00%
    CAR POOL                                    12.15%       12.85%       13.38%
    PUBLIC TRANSPORTATION                        0.49%        1.08%        2.41%
    DRIVE MOTORCYCLE                             0.05%        0.07%        0.10%
    WALKED ONLY                                  0.56%        0.86%        1.19%
    OTHER MEANS                                  0.34%        0.62%        0.68%
    WORKED AT HOME                               2.11%        2.15%        2.25%

POPULATION BY TRAVEL TIME TO WORK              19,599       57,229      167,840
    UNDER 10 MINUTES =/ WORK AT HOME            12.63%       12.98%       13.11%
    10 TO 29 MINUTES                            53.84%       52.75%       53.06%
    30 TO 59 MINUTES                            31.27%       31.88%       31.08%
    60 TO 89 MINUTES                             1.15%        1.47%        1.72%
    90+ MINUTES                                  1.12%        0.93%        1.02%
    AVERAGE TRAVEL TIME IN MINUTES              22.31        22.43        22.49

HOUSEHOLDS BY NO. OF VEHICLES                  14,038       43,947      134,809
    NO VEHICLES                                  3.70%        5.40%        8.62%
    1 VEHICLE                                   29.58%       31.85%       33.86%
    2 VEHICLES                                  46.23%       43.95%       40.62%
    3+ VEHICLES                                 20.49%       18.80%       16.89%
    ESTIMATED TOTAL VEHICLES                   26,335       79,064      228,056

Wed Jun 25, 1997                                                         Page 6

                              CUSTOM SUMMARY REPORT
                          (POP FACTS: FULL DATA REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC
INDEPENDENCE COMMONS, INDEPENDENCE, MO
NEC I-7O & US RTE. 291                         COORD:     39:02.77      94:21.73
--------------------------------------------------------------------------------
                                            3.00 MILE    5.00 MILE    10.00 MILE
DESCRIPTION                                    RADIUS       RADIUS        RADIUS
--------------------------------------------------------------------------------
POPULATION 25+ BY EDUCATION LEVEL             23,924       73,862       225,204
    ELEMENTARY (0-8)                            3.89%        5.22%         6.48%
    SOME HIGH SCHOOL (9-11)                    10.68%       11.88%        14.07%
    HIGH SCHOOL GRADUATE (12)                  36.79%       36.54%        36.47%
    SOME COLLEGE (13-15)                       22.90%       21.37%        21.29%
    ASSOCIATES DEGREE ONLY                      5.19%        5.34%         5.27%
    BACHELORS DEGREE ONLY                      13.90%       13.20%        11.34%
    GRADUATE DEGREE                             6.65%        6.45%         5.08%

POPULATION ENROLLED IN SCHOOL                  8,825       27,662        85,986
    PUBLIC PRE-PRIMARY                          4.44%        5.67%         5.09%
    PRIVATE PRE-PRIMARY                         3.01%        3.84%         3.31%
    PUBLIC ELEM/HIGH                           61.99%       62.12%        62.52%
    PRIVATE ELEM/HIGH                           5.04%        5.44%         5.99%
    ENROLLED IN COLLEGE                        25.53%       22.93%        23.08%

HOUSING UNITS BY OCCUPANCY STATUS             14,689       46,496       145,249
    OCCUPIED                                   95.60%       94.69%        92.91%
    VACANT                                      4.40%        5.31%         7.09%

VACANT UNITS                                     647        2,467        10,296
    FOR RENT                                   61.39%       53.00%        46.67%
    FOR SALE ONLY                              20.70%       20.16%        17.90%
    SEASONAL                                    1.45%        2.35%         2.65%
    OTHER                                      16.47%       24.49%        32.78%

OWNER OCCUPIED PROPERTY VALUES                 8,748       27,588        82,192
    UNDER $25,000                               0.97%        2.20%         8.55%
    $25,000 TO $49,999                          9.34%       20.41%        27.32%
    $50,000 TO $74,999                         47.77%       41.16%        35.93%
    $75,000 TO $99,999                         26.79%       20.03%        17.12%
    $100,000 TO $149,999                       11.13%       10.45%         7.56%
    $150,000 TO $199,999                        2.59%        3.67%         2.36%
    $200,000 TO $299,999                        1.18%        1.67%         0.92%
    $300,000 TO $399,999                        0.14%        0.23%         0.14%
 .   $400,000 TO $499,999                        0.05%        0.11%         0.05%
    $500,000 +                                  0.03%        0.08%         0.05%
MEDIAN PROPERTY VALUE                        $73,690      $70,920       $61,608
TOTAL RENTAL  UNITS                            3,837       12,789        41,281

MEDIAN RENT                                     $382         $345          $332

Wed Jun 25, 1997                                                         Page 7

                              CUSTOM SUMMARY REPORT
                          (POP FACTS: FULL DATA REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC
INDEPENDENCE COMMONS, INDEPENDENCE, MO
NEC I-70 &  US RTE. 291                      COORD:      39:02.77       94:21.73
--------------------------------------------------------------------------------
                                          3.00 MILE     5.00 MILE     10.00 MILE
DESCRIPTION                                  RADIUS        RADIUS         RADIUS
--------------------------------------------------------------------------------
PERSONS IN UNIT                             14,042        44,029        134,953
    1 PERSON UNITS                           22.15%        22.92%         24.56%
    2 PERSON UNITS                           35.48%        34.64%         32.87%
    3 PERSON UNITS                           18.66%        18.15%         17.84%
    4 PERSON UNITS                           16.20%        15.99%         15.40%
    5 PERSON UNITS                            5.38%         5.87%          6.26%
    6 PERSON UNITS                            1.45%         1.65%          1.99%
    7 + UNITS                                 0.68%         0.77%          1.06%

YEAR ROUND UNITS IN STRUCTURE               14,689        46,496        145,249
    SINGLE UNITS DETACHED                    68.44%        71.00%         72.47%
    SINGLE UNITS ATTACHED                     3.54%         4.60%          4.27%
    DOUBLE UNITS                              2.12%         3.89%          3.81%
    3 TO 9 UNITS                              7.28%         8.64%          8.19%
    10 TO 19 UNITS                            5.92%         4.49%          4.58%
    20 TO 49 UNITS                            4.30%         2.27%          2.26%
    50 + UNITS                                2.71%         2.40%          1.86%
    MOBILE HOME OR TRAILER                    4.89%         2.04%          1.82%
    ALL OTHER                                 0.81%         0.66%          0.75%

SINGLE/MULTIPLE UNIT RATIO                    3.23          3.48           3.71

HOUSING UNITS BY YEAR BUILT                 14,038        43,947        134,809
    BUILT 1989 TO MARCH 1990                  0.79%         1.34%          1.46%
    BUILT 1985 TO 1988                       17.27%        11.76%          9.29%
    BUILT 1980 TO 1984                        9.99%         7.54%          6.76%
    BUILT 1970 TO 1979                       28.28%        24.14%         20.60%
    BUILT 1960 TO 1969                       29.55%        23.34%         21.39%
    BUILT 1950 TO 1959                        9.45%        17.56%         18.82%
    BUILT 1940 TO 1949                        2.24%         5.87%          7.96%
    BUILT 1939 OR EARLIER                     2.43%         8.45%         13.72%

Wed Jun 25, 1997                                                          Page 1
                              CUSTOM SUMMARY REPORT
       (RETAIL TRADE POTENTIAL REPORT - CURRENT YEAR SALES BY STORE TYPE)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC
INDEPENDENCE COMMONS, INDEPENDENCE, MO
NEC I-70 & US RTE. 291                             COORD:   39:02.77   94:21.73
--------------------------------------------------------------------------------
                                                3.00 MILE  5.00 MILE 10.00 MILE
DESCRIPTION                                        RADIUS     RADIUS     RADIUS
--------------------------------------------------------------------------------
TOTAL RETAIL SALES                                   $363     $1,115     $3,361

APPAREL & ACCESSORY STORES                            $15        $48       $142

AUTOMOTIVE DEALERS                                    $88       $270       $812

AUTOMOTIVE & HOME SUPPLY STORES                        $5        $15        $47

DRUG & PROPRIETARY STORES                             $12        $37       $113

EATING & DRINKING PLACES                              $44       $136       $412

FOOD STORES                                           $57       $176       $532

FURNITURE & HOME FURNISHINGS STORES                    $7        $22        $65

HOME APPLIANCE, RADIO, & T.V. STORES                  $11        $33       $100

GASOLINE SERVICE STATIONS                             $23        $71       $216

GENERAL MERCHANDISE                                   $57       $174       $525
     DEPARTMENT STORES                                $39       $121       $365
     (INCLUDING LEASED DEPTS.)

HARDWARE, LUMBER & GARDEN STORES                      $15        $46       $138

($'S IN MILLIONS)

Wed Jun 25, 1997                                                         Page 1
                              CUSTOM SUMMARY REPORT
                        (POP 80-01, HH 80-01, INC 80-01)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC
CITY OF INDEPENDENCE, MO
                                                  COORD:    00:00.00    00:00.00
--------------------------------------------------------------------------------
DESCRIPTION                                                              TOTALS
--------------------------------------------------------------------------------
POP 80: TOTAL                                                            111,424
POP_90: TOTAL                                                            112,301
POP_96: TOTAL (EST.)                                                     113,043
POP_O1: TOTAL (PROJ.)                                                    115,379
HH_80: TOTAL                                                              42,293
HH_90: TOTAL                                                              45,313
HH_96: TOTAL (EST.)                                                       46,691
HH_01: TOTAL (PROJ.)                                                      47,576
INC_80: PER CAPITA (EST.)                                                 $7,990
INC_90: PER CAPITA                                                       $13,208
INC_96: PER CAPITA (EST.)                                                $18,639
INC_01: PER CAPITA (PROJ.)                                               $24,829
HH_80_BY INCOME_79: MEDIAN                                               $19,109
HH_90_BY INCOME_89: MEDIAN                                               $28,690
HH_96_BY INCOME: MEDIAN (EST.)                                           $33,879
HH_01_BY INCOME: MEDIAN                                                  $41,521
HH_80_BY INCOME_79: AVERAGE                                              $21,049
HH_90_BY INCOME_89: AVERAGE                                              $32,451
HH_96_BY INCOME: AVERAGE (EST.)                                          $44,719
HH_01_BY INCOME: AVERAGE                                                 $59,653

Wed Jun 25, 1997                                                         Page 1
                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
               BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC
CITY OF INDEPENDENCE, MO
                                                  COORD:    00:00.00    00:00.00
--------------------------------------------------------------------------------
DESCRIPTION                                                               TOTALS
--------------------------------------------------------------------------------
POPULATION
    2001 PROJECTION                                                     115,379
    1996 ESTIMATE                                                       113,043
    1990 CENSUS                                                         112,301
    1980 CENSUS                                                         111,424
    GROWTH 1980 - 1990                                                     0.79%

HOUSEHOLDS
    2001 PROJECTION                                                      47,576
    1996 ESTIMATE                                                        46,691
    1990 CENSUS                                                          45,313
    1980 CENSUS                                                          42,293
    GROWTH 1980 - 1990                                                     7.14%

1996 ESTIMATED POPULATION BY RACE                                       113,043
    WHITE                                                                 94.98%
    BLACK                                                                  2.00%
    ASIAN & PACIFIC ISLANDER                                               1.23%
    OTHER RACES                                                            1.79%

1996 ESTIMATED POPULATION                                               113,043
    HISPANIC ORIGIN                                                        2.83%

OCCUPIED UNITS                                                           45,313
    OWNER OCCUPIED                                                        67.11%
    RENTER OCCUPIED                                                       32.89%
    1990 AVERAGE PERSON PER HH                                             2.46

1996 ESTIMATED HH BY INCOME                                              46,691
    $150,000 +                                                             2.09%
    $100,000 TO $149,999                                                   3.52%
    $ 75,000 TO $ 99,999                                                   4.91%
    $ 50,000 TO $ 74,999                                                  18.47%
    $ 35,000 TO $ 49,999                                                  19.38%
    $ 25,000 TO $ 34,999                                                  14.56%
    $ 15,000 TO $ 24,999                                                  16.40%
    $  5,000 TO $ 14,999                                                  17.21%
    UNDER $ 5,000                                                          3.46%

1996 EST. AVERAGE HH INCOME                                             $44,719
1996 EST. MEDIAN HH INCOME                                              $33,879
1996 EST. PER CAPITA INCOME                                             $18,639

Wed Jun 25, 1997                                                         Page 1
                              CUSTOM SUMMARY REPORT
                        (POP 80-01, HH 80-01, INC 80-01)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC
JACKSON COUNTY, MO
                                                  COORD:    00:00.00    00:00.00
--------------------------------------------------------------------------------
DESCRIPTION                                                               TOTALS
--------------------------------------------------------------------------------
POP_80: TOTAL                                                           629,266
POP_90: TOTAL                                                           633,232
POP_96: TOTAL (EST.)                                                    637,090
POP_01: TOTAL (PROJ.)                                                   649,773
HH_80: TOTAL                                                            242,085
HH_90: TOTAL                                                            252,582
HH_96: TOTAL (EST.)                                                     259,027
HH_01: TOTAL (PROJ.)                                                    263,158
INC_80: PER CAPITA (EST.)                                                $7,610
INC_90: PER CAPITA                                                      $13,712
INC_96: PER CAPITA (EST.)                                               $20,022
INC_01: PER CAPITA (PROJ.)                                              $27,021
HH_80_BY INCOME_79: MEDIAN                                              $17,114
HH_90 BY INCOME_89: MEDIAN                                              $28,211
HH_96_BY INCOME: MEDIAN (EST.)                                          $33,732
HH_01_BY INCOME: MEDIAN                                                 $42,399
HH_80_BY INCOME_79: AVERAGE                                             $19,658
HH_90_BY INCOME_89: AVERAGE                                             $34,129
HH_96_BY INCOME: AVERAGE (EST.)                                         $48,478
HH_01_BY INCOME: AVERAGE                                                $65,513

Wed Jun 25, 1997                                                         Page 1
                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
               BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                            CUSHMAN & WAKEFIELD, INC
JACKSON COUNTY, MO
                                                  COORD:    00:00.00    00:00.00
--------------------------------------------------------------------------------
DESCRIPTION                                                               TOTALS
--------------------------------------------------------------------------------
POPULATION
    2001 PROJECTION                                                     649,773
    1996 ESTIMATE                                                       637,090
    1990 CENSUS                                                         633,232
    1980 CENSUS                                                         629,266
    GROWTH 1980 - 1990                                                     0.63%

HOUSEHOLDS
    2001 PROJECTION                                                     263,158
    1996 ESTIMATE                                                       259,027
    1990 CENSUS                                                         252,582
    1980 CENSUS                                                         242,085
    GROWTH 1980 - 1990                                                     4.34%

1996 ESTIMATED POPULATION BY RACE                                       637,090
    WHITE                                                                 73.07%
    BLACK                                                                 23.40%
    ASIAN & PACIFIC ISLANDER                                               1.23%
    OTHER RACES                                                            2.31%

1996 ESTIMATED POPULATION                                               637,090
    HISPANIC ORIGIN                                                        3.57%

OCCUPIED UNITS                                                          252,582
    OWNER OCCUPIED                                                        61.31%
    RENTER OCCUPIED                                                       38.69%
    1990 AVERAGE PERSON PER HH                                             2.46

1996 ESTIMATED HH BY INCOME                                             259,027
   $150,000 +                                                              3.26%
   $100,000 TO $149,999                                                    4.11%
   $ 75,000 TO $ 99,999                                                    5.81%
   $ 50,000 TO $ 74,999                                                   18.20%
   $ 35,000 TO $ 49,999                                                   16.86%
   $ 25,000 TO $ 34,999                                                   13.88%
   $ 15,000 TO $ 24,999                                                   16.04%
   $ 5,000 TO  $ 14,999                                                   16.18%
   UNDER $ 5,000                                                           5.66%

1996 EST. AVERAGE HH INCOME                                             $48,478
1996 EST. MEDIAN HH INCOME                                              $33,732
1996 EST. PER CAPITA INCOME                                             $20,022

                 SPECIALTY RETAIL AND THEATER LEASE COMPARABLES

====================================================================================================================================
SPECIALTY RETAIL LEASES
Cushman & Wakefield, Inc.
====================================================================================================================================
                                           Lease                                    Leased    Annual   Rent/
   No.       Name/Location                 Date       Tenant              Term       Area      Rent    Sq/Ft          Steps
====================================================================================================================================
    1    Barry Woods Crossing              Fall '97   Office Max          15 yrs.   23,100   $248,325  $10.75         None
         I-29 and Barry Road
         Kansas City, Missouri
------------------------------------------------------------------------------------------------------------------------------------
    2    Barry Woods Crossing              Fall '97   Bed, Bath & Beyond  15 yrs.   35,000   $288,750   $8.25     $9.10/sf (11-15)
         I-29 and Barry Road
         Kansas City, Missouri

------------------------------------------------------------------------------------------------------------------------------------
    3    Barry Woods Crossing              Fall '97   Old Navy            10 yrs.   16,533   $196,412  $11.88     $12.82/sf (6-10)
         I-29 and Barry Road
         Kansas City, Missouri


------------------------------------------------------------------------------------------------------------------------------------
    4    Barry Woods Crossing              Fall '97   Barnes & Noble      15 yrs.   25,000   $325,000  $13.00    $13.91/sf (6-10)
         I-29 and Barry Road                                                                                    $15.30/sf (11-15)
         Kansas City, Missouri
------------------------------------------------------------------------------------------------------------------------------------
    5    Barry Woods Crossing              Fall '97   Stein Mart          15 yrs.   34,022   $220,122   $6.47    $6.80/sf (6-10)
         I-29 and Barry Road                                                                                    $7.15/sf (11-15)
         Kansas City, Missouri

------------------------------------------------------------------------------------------------------------------------------------
    6    Off-Price Super-Regional Mall     Nov-97     Saks-Off Fifth      15 yrs.   34,589   $242,123   $7.00         None
         Western United States                                            + opt.

------------------------------------------------------------------------------------------------------------------------------------
    7    Off-Price Super-Regional Mall     Nov-97     Linens 'N Things    10 yrs.   40,137   $441,507  $11.00   $12.00/sf (6-10)
         Western United States                                            + opt.

------------------------------------------------------------------------------------------------------------------------------------
    8    Off-Price Super-Regional Mall     Nov-97     Burlington Coat     15 yrs.   80,359   $401,795   $5.00    $5.25/sf (6-10)
         Western United States                                            + opt.                                 $5.50/sf (11-15)

------------------------------------------------------------------------------------------------------------------------------------
    9    Off-Price Super-Regional Mall     Nov-97     Oshman's Sporting   15 yrs.   65,952   $352,843   $5.35         None
         Western United States                                            + opt.

------------------------------------------------------------------------------------------------------------------------------------
   10    Off-Price Super-Regional Mall     Nov-97     Ross                10 yrs.   29,734   $297,340  $10.00   $11.00/sf (6-10)
         Western United States                                            + opt.

------------------------------------------------------------------------------------------------------------------------------------
   11    Off-Price Super-Regional Mall     Nov-97     Group USA           10 yrs.   22,548   $253,665  $11.25         None
         Western United States                                            + opt.

------------------------------------------------------------------------------------------------------------------------------------
   12    Off-Price Super-Regional Mall     Nov-97     Old Navy             5 yrs.   14,015   $182,195  $13.00         None
         Western United States                                            + opt.

------------------------------------------------------------------------------------------------------------------------------------
   13    Springhurst Towne Center          Aug-97     Reading China       15 yrs.   24,500   $245,000  $10.00   $10.50/sf (6-10)
         Westport & I-265                                                 + opt                                $11.00/sf (11-15)
         Louisville, Kentucky


====================================================================================
   No.       Name/Location                                Comments
====================================================================================
    1    Barry Woods Crossing              Newly developing power center with
         I-29 and Barry Road               good freeway exposure and access.
         Kansas City, Missouri             Lease signed.
------------------------------------------------------------------------------------
    2    Barry Woods Crossing              Newly developing power center with
         I-29 and Barry Road               good freeway exposure and access
         Kansas City, Missouri             Lease in negotiation. Overage 5%
                                           against natural breakpoint.
------------------------------------------------------------------------------------
    3    Barry Woods Crossing              Newly developing power center with
         I-29 and Barry Road               good freeway exposure and access.
         Kansas City, Missouri             Lease in negotiation. Overage 2%
                                           against natural breakpoint. Tenant has
                                           5-year termination option tied to sales.
------------------------------------------------------------------------------------
    4    Barry Woods Crossing              Newly developing power center with
         I-29 and Barry Road               good freeway exposure and access.
         Kansas City, Missouri             Lease signed.
------------------------------------------------------------------------------------
    5    Barry Woods Crossing              Newly developing power center with
         I-29 and Barry Road               good freeway exposure and access.
         Kansas City, Missouri             Lease in negotiation. Overage 6%
                                           against natural break point.
------------------------------------------------------------------------------------
    6    Off-Price Super-Regional Mall     New value retail center w/ excellent
         Western United States             location, demographics. CAM,tax contr.
                                           plus 0.75% of sales > $17.6 m.
------------------------------------------------------------------------------------
    7    Off-Price Super-Regional Mall     New value retail center w/ excellent
         Western United States             location, demographics. CAM,tax contr.
                                           plus 3.0% of sales > $3.3 m.
------------------------------------------------------------------------------------
    8    Off-Price Super-Regional Mall     New value retail center w/ excellent
         Western United States             location, demographics. CAM, tax contr.
                                           plus 1.5% of sales > $15.1 m.
------------------------------------------------------------------------------------
    9    Off-Price Super-Regional Mall     New value retail center w/ excellent
         Western United States             location, demographics. CAM,tax contr.;
                                           no % rent clause.
------------------------------------------------------------------------------------
   10    Off-Price Super-Regional Mall     New value retail center w/ excellent
         Western United States             location, demographics. CAM,tax contr.
                                           plus 2.0% > natural break.
------------------------------------------------------------------------------------
   11    Off-Price Super-Regional Mall     New value retail center w/ excellent
         Western United States             location, demographics. P/R CAM, tax
                                           plus 3.0% > natural break.
------------------------------------------------------------------------------------
   12    Off-Price Super-Regional Mall     New value retail center w/ excellent
         Western United States             location, demographics. P/R CAM, tax
                                           plus 2.0% > natural break.
------------------------------------------------------------------------------------
   13    Springhurst Towne Center          Power ctr. under construction. P/R
         Westport & I-265                  CAM+8%, taxes, insur. 3% of sales over
         Louisville, Kentucky              natural breakpoint.
------------------------------------------------------------------------------------

====================================================================================================================================
SPECIALTY RETAIL LEASES
Cushman & Wakefield, Inc.
====================================================================================================================================
                                           Lease                                           Leased       Annual         Rent/
   No.       Name/Location                 Date       Tenant                 Term           Area         Rent          Sq/Ft
====================================================================================================================================
   14    Springhurst Towne Center          Aug-97     Party Source           15 yrs.        42,000      $378,000       $9.00
         Westport & I-265                                                    + opt.
         Louisville, Kentucky
------------------------------------------------------------------------------------------------------------------------------------
   15    Off-Price Super-Regional Mall     Nov-96     Marsalls               15 yrs.        50,895      $394,436       $7.75
         Western United States                                              +3 5-yr. opt.

------------------------------------------------------------------------------------------------------------------------------------
   16    Off-Price Super-Regional Mall     Nov-96     American Wilderness    15 yrs.        30,639      $428,946      $14.00
         Western United States                                              +3 5-yr. opt.

------------------------------------------------------------------------------------------------------------------------------------
   17    Off-Price Super-Regional Mall     Nov-96     Totally 4 Kids         15 yrs.        49,599      $247,955       $5.00
         Western United States                                              +3 5-yr. opt.

------------------------------------------------------------------------------------------------------------------------------------
   18    Off-Price Super-Regional Mall     Nov-96     Sports Authority       15 yrs.        50,111      $507,624      $10.13
         Western United States                                              +2 5-yr. opt.

------------------------------------------------------------------------------------------------------------------------------------
   19    Off-Price Super-Regional Mall     Nov-96     TJMaxx                 10 yrs.        35,669      $338,856       $9.50
         Western United States                                              +3 5-yr. opt.

------------------------------------------------------------------------------------------------------------------------------------
   20    Off-Price Super-Regional Mall     Nov-96     Burlington Coat        15 yrs.        79,989      $439,940       $5.50
         Western United States                                              +3 5-yr. opt.

------------------------------------------------------------------------------------------------------------------------------------
   21    Off-Price Super-Regional Mall     Nov-96     Dave & Busters         20 yrs.        59,275      $612,311      $10.33
         Western United States                                              +2 5-yr. opt.

------------------------------------------------------------------------------------------------------------------------------------
   22    Off-Price Super-Regional Mall     Nov-96     Bed Bath & Beyond      15 yrs.        44,208      $508,392      $11.50
         Western United States                                              +3 5-yr. opt.

------------------------------------------------------------------------------------------------------------------------------------
   23    Off-Price Super-Regional Mall     Nov-96     Saks-Off Fifth         15 yrs.        28,600      $203,060       $7.10
         Western United States                                              +3 5-yr. opt.

------------------------------------------------------------------------------------------------------------------------------------
   24    Off-Price Super-Regional Mall     Nov-96     Foozles                10 yrs.        20,726      $269,438      $13.00
         Western United States                                              +2 5-yr. opt.

------------------------------------------------------------------------------------------------------------------------------------
   25    Off-Price Super-Regional Mall     Nov-96     Group USA              10 yrs.        20,686      $268,918      $13.00
         Western United States                                              +2 5-yr. opt.

------------------------------------------------------------------------------------------------------------------------------------
   26    Off-Price Super-Regional Mall     Nov-96     Old Navy               10 yrs.        15,095      $195,235      $13.00
         Western United States                                               + opt.

------------------------------------------------------------------------------------------------------------------------------------
   27    Stephanie Street Center           Oct-96     Old Navy               10 yrs.        14,950      $206,931      $13.83
         Stephanie Street                                                   +1 5-yr. opt.
         Henderson, Nevada
------------------------------------------------------------------------------------------------------------------------------------


=====================================================================================================
   No.       Name/Location                      Steps                 Comments
=====================================================================================================
   14    Springhurst Towne Center          $9.50/sf (6-10)     Power ctr. under construction. P/R
         Westport & I-265                 $10.00/sf (11-15)    CAM+8% taxes, insur. No % rent
         Louisville, Kentucky                                  clause.
-----------------------------------------------------------------------------------------------------
   15    Off-Price Super-Regional Mall     $8.25/sf (6-10)     New value retail ctr. w/ 1.5m sf in ex-
         Western United States             $8.75/sf (11-15)    cellent location; 19 anchors. CAM & tax
                                                               contr. + 2.0% of sales > $15.0m
-----------------------------------------------------------------------------------------------------
   16    Off-Price Super-Regional Mall         None            New value retail ctr. w/ 1.5m sf in ex-
         Western United States                                 cellent location; 19 anchors. CAM & tax
                                                               contr. + 5.0% of sales > $8.6m.
-----------------------------------------------------------------------------------------------------
   17    Off-Price Super-Regional Mall     $5.25/sf (6-10)     New value retail ctr. w/ 1.5m sf in ex-
         Western United States             $5.50/sf (11-15)    cellent location; 19 anchors. CAM & tax
                                                               contr. + 1.5% of sales > $9.3m.
-----------------------------------------------------------------------------------------------------
   18    Off-Price Super-Regional Mall    $10.63/sf (6-10)     New value retail ctr. w/ 1.5m sf in ex-
         Western United States            $12.48/sf (11-15)    cellent location; 19 anchors. CAM & tax
                                                               contr. + 1.5% of sales > $17.0m.
-----------------------------------------------------------------------------------------------------
   19    Off-Price Super-Regional Mall    $10.00/sf (6-10)     New value retail ctr. w/ 1.5m sf in ex-
         Western United States                                 cellent location; 19 anchors. CAM & tax
                                                               contr. + 2.0% of sales > $15.Om.
-----------------------------------------------------------------------------------------------------
   20    Off-Price Super-Regional Mall         None            New value retail ctr. w/ 1.5m sf in ex-
         Western United States                                 cellent location; 19 anchors. CAM & tax
                                                               contr. + 1.5% of sales > $l5.0m.
-----------------------------------------------------------------------------------------------------
   21    Off-Price Super-Regional Mall         None            New value retail ctr. w/ 1.5m sf in ex-
         Western United States                                 cellent location; 19 anchors. CAM & tax
                                                               contr. + 3.5% of sales > $11.Om.
-----------------------------------------------------------------------------------------------------
   22    Off-Price Super-Regional Mall    $12.00/sf (11-15)    New value retail ctr. w/ 1.5m sf in ex-
         Western United States                                 cellent location; 19 anchors. CAM & tax
                                                               contr. + 3.0% of sales > $13.3m.
-----------------------------------------------------------------------------------------------------
   23    Off-Price Super-Regional Mall     $7.60/sf (6-15)     New value retail ctr. w/ 1.5m sf in ex-
         Western United States                                 cellent location; 19 anchors. CAM & tax
                                                               contr. + 0.75% of sales > $12.7m.
-----------------------------------------------------------------------------------------------------
   24    Off-Price Super-Regional Mall         None            New value retail ctr. w/ 1.5m sf in ex-
         Western United States                                 cellent location; 19 anchors. CAM & tax
                                                               contr. + 3.0% of sales > $9.9m.
-----------------------------------------------------------------------------------------------------
   25    Off-Price Super-Regional Mall         None            New value retail ctr. w/ 1.5m sf in ex-
         Western United States                                 cellent locaton; 19 anchors. Gross
                                                               lease + 3.0% of sales > $6.2m
-----------------------------------------------------------------------------------------------------
   26    Off-Price Super-Regional Mall    $14.00/sf (6-10)     New value retail ctr. w/ 1.5m sf in ex-
         Western United States                                 cellent location; 19 anchors. CAM, tax
                                                               contr. + 2.0% of sales > natural.
-----------------------------------------------------------------------------------------------------
   27    Stephanie Street Center          $15.87/sf (6-10)     New 251,OOOsf power ctr. near Sunset
         Stephanie Street                                      Galleria. NNN lease. Termination
         Henderson, Nevada                                     clause.
-----------------------------------------------------------------------------------------------------

====================================================================================================================================
SPECIALTY RETAIL LEASES
Cushman & Wakefield, Inc.
====================================================================================================================================
                                           Lease                                           Leased       Annual        Rent/
   No.        Name/Location                Date       Tenant                 Term           Area         Rent         Sq/Ft
====================================================================================================================================
   28    Stephanie Street Center           Oct-96     CompUSA                15 yrs.        15,000      $180,000      $12.00
         Stephanie Street                                                   3 5-yr. opt.
         Henderson, Nevada
------------------------------------------------------------------------------------------------------------------------------------
   29    Stephanie Street Center           Jul-96     PetSmart               15 yrs.        26,040      $299,460      $11.50
         Stephanie Street                                                   4 5-yr. opt.
         Henderson, Nevada
------------------------------------------------------------------------------------------------------------------------------------
   30    Stephanie Street Center           Mar-96     Circuit City           20 yrs.        33,089      $416,391      $12.58
         Stephanie Street                                                   6 5-yr. opt.
         Henderson, Nevada
------------------------------------------------------------------------------------------------------------------------------------
   31    Stephanie Street Center           Feb-96     Barnes & Noble         15 yrs.        27,000      $324,000      $12.00
         Stephanie Street                                                   3 5-yr. opt.
         Henderson, Nevada
------------------------------------------------------------------------------------------------------------------------------------
   32    Stephanie Street Center           Jan-96     OfficeMax              15 yrs.        23,500      $247,338      $10.53
         Stephanie Street                                                   3 5-yr. opt.
         Henderson, Nevada
------------------------------------------------------------------------------------------------------------------------------------
   33    Stephanie Street Center           Dec-95     HomePlace              15 yrs.        53,000      $623,810      $11.77
         Stephanie Street                                                   3 5-yr. opt.
         Henderson, Nevada
------------------------------------------------------------------------------------------------------------------------------------
   34    Stephanie Street Center           Nov-95     Best                   15 yrs.        50,432      $486,164       $9.64
         Stephanie Street                                                   6 5-yr. opt.
         Henderson, Nevada
------------------------------------------------------------------------------------------------------------------------------------
   35    International Drive Value Ctr.    Jul-96     Books-A-Million        10 yrs.        20,000      $170,000       $8.50
         International Dr. & Touch One                                      2 5-yr. opt.
         Orlando, Florlda
------------------------------------------------------------------------------------------------------------------------------------
   36    International Drive Value Ctr.    Mar-96     Shoe Carnival          lO yrs.        17,000      $195,500      $11.50
         International Dr. & Touch One                                      2 5-yr. opt.
         Orlando, Florida
------------------------------------------------------------------------------------------------------------------------------------
   37    International Drive Value Ctr.    Dec-95     Ross                   15 yrs.        28,220      $282,200      $10.00
         International Dr. & Touch One                                      3 5-yr. opt.
         Orlando, Florida
------------------------------------------------------------------------------------------------------------------------------------
   38    International Drive Value Ctr.    Nov-95     Old Navy               10 yrs.        15,000      $225,000      $15.00
         International Dr. & Touch One                                      1 5-yr. opt.
         Orlando, Florida
------------------------------------------------------------------------------------------------------------------------------------
   39    International Drive Value Ctr.    Oct-95     Bed Bath & Beyond      15 yrs.        40,000      $580,000      $14.50
         International Dr. & Touch One                                      3 5-yr. opt.
         Orlando, Florida
------------------------------------------------------------------------------------------------------------------------------------
   40    International Drive Value Ctr.    Oct-95     T.J. Maxx              10 yrs.        28,054      $272,805       $9.72
         International Dr. & Touch One                                      4 5-yr. opt.
         Orlando, Florida
------------------------------------------------------------------------------------------------------------------------------------
   41    Independence Commons              Apr-96     Marshalls              15 yrs.        30,000      $232,500       $7.75
         39th St. & Arrowhead Dr.
         Independence, Missouri
------------------------------------------------------------------------------------------------------------------------------------


==========================================================================================================
   No.        Name/Location                      Steps                   Comments
==========================================================================================================
   28    Stephanie Street Center              $13.20/sf (6-10)     New 251,000sf power ctr. near Sunset
         Stephanie Street                     $14.52/sf (11-15)    Galleria. NNN lease.
         Henderson, Nevada
----------------------------------------------------------------------------------------------------------
   29    Stephanie Street Center              $12.65/sf (6-10)     New 251,000sf power ctr. near Sunset
         Stephanie Street                     $13.92/sf (11-15)    Galleria. NNN lease. Allowance of
         Henderson, Nevada                                         $100,000 or 4 mos. free.
----------------------------------------------------------------------------------------------------------
   30    Stephanie Street Center           Lesser of 10% or CPI    New 251,000sf power ctr. near Sunset
         Stephanie Street                      every 5 yrs.        Galleria. NNN lease. Termination
         Henderson, Nevada                                         clause.
----------------------------------------------------------------------------------------------------------
   31    Stephanie Street Center              $13.80/sf (6-10)     New 251,000sf power ctr. near Sunset
         Stephanie Street                     $15.87/sf (11-15)    Galleria. NNN lease.
         Henderson, Nevada
----------------------------------------------------------------------------------------------------------
   32    Stephanie Street Center              $11.03/sf (6-10)     New 251,OOOsf power ctr. near Sunset
         Stephanie Street                     $11.33/sf (11-15)    Gallerla. NNN lease.
         Henderson, Nevada
----------------------------------------------------------------------------------------------------------
   33    Stephanie Street Center              $12.77/sf (6-10)     New 251,000sf power ctr. near Sunset
         Stephanie Street                     $13.77/sf (11-15)    Galleria. NNN lease.
         Henderson, Nevada
----------------------------------------------------------------------------------------------------------
   34    Stephanie Street Center              $10.60/sf (6-10)     New 251,000sf power ctr. near Sunset
         Stephanie Street                     $11.66/sf (11-15)    Galleria. NNN lease.
         Henderson, Nevada
----------------------------------------------------------------------------------------------------------
   35    International Drive Value Ctr.           None             New 186,081sf ctr. in tourist area. P/R
         International Dr. & Touch One                             CAM, taxes. Other anchors incl.
         Orlando, Florlda                                          TJMaxx, Old Navy, Bed Bath.
----------------------------------------------------------------------------------------------------------
   36    International Drive Value Ctr.       $12.00/sf (6-10)     New 186,081sf ctr. in tourist area. P/R
         International Dr. & Touch One                             CAM+10%, taxes. Other anchors incl.
         Orlando, Florida                                          TJMaxx, Old Navy, Bed Bath.
----------------------------------------------------------------------------------------------------------
   37    International Drive Value Ctr.       $11.00/sf (6-10)     New 186,081sf ctr. in tourist area. P/R
         International Dr. & Touch One        $11.75/sf (11-15)    CAM+10%, taxes. Other anchors incl.
         Orlando, Florida                                          TJMaxx, Old Navy, Bed Bath.
----------------------------------------------------------------------------------------------------------
   38    International Drive Value Ctr.           None             New 186,081sf ctr. in tourist area. P/R
         International Dr. & Touch One                             CAM+5%, taxes. Other anchors incl.
         Orlando, Florida                                          Ross, TJMaxx, Bed Bath & Beyond.
----------------------------------------------------------------------------------------------------------
   39    International Drive Value Ctr.       $15.50/sf (6-10)     New 186,081sf ctr. in tourist area. P/R
         International Dr. & Touch One        $16.50/sf (11-15)    CAM+5%, taxes. Other anchors incl.
         Orlando, Florida                                          Ross, TJMaxx, Old Navy.
----------------------------------------------------------------------------------------------------------
   40    International Drive Value Ctr.       $10.22/sf (6-10)     New 186,081sf ctr. in tourist area. P/R
         International Dr. & Touch One                             CAM, taxes. Other anchors incl. Ross,
         Orlando, Florida                                          Old Navy, Bed Bath & Beyond.
----------------------------------------------------------------------------------------------------------
   41    Independence Commons               $0.25/sf after yr.     New 363,853sf power center. Tenant
         39th St. & Arrowhead Dr.               2, 6, 9, & 12      pays 2.0% of sales over natural break.
         Independence, Missouri                                    No concessions given.
----------------------------------------------------------------------------------------------------------

====================================================================================================================================
SPECIALTY RETAIL LEASES
Cushman & Wakefield, Inc.
====================================================================================================================================
                                           Lease                                           Leased       Annual        Rent/
   No.        Name/Location                Date       Tenant                  Term          Area         Rent         Sq/Ft
====================================================================================================================================
   42    Independence Commons              Apr-96     Comers Craft            15 yrs.       15,000      $123,750       $8.25
         39th St. & Arrowhead Dr.
         Independence, Missouri
------------------------------------------------------------------------------------------------------------------------------------
   43    Independence Commons              Mar-96     Bed Bath & Beyond       15 yrs.       40,000      $360,000       $9.00
         39th St. & Arrowhead Dr.
         Independence, Missouri
------------------------------------------------------------------------------------------------------------------------------------
   44    Independence Commons              Mar-96     Rhodes Furniture        20 yrs.       50,000      $400,000       $8.00
         39th St. & Arrowhead Dr.
         Independence, Missouri
------------------------------------------------------------------------------------------------------------------------------------
   45    Independence Commons              Mar-96     Barnes & Noble          15 yrs.       30,000      $397,500      $13.25
         39th St. & Arrowhead Dr.
         Independence, Missouri
------------------------------------------------------------------------------------------------------------------------------------
   46    Independence Commons              Mar-96     Nill Bros. Sports       10 yrs.       12,000      $132,000      $11.00
         39th St. & Arrowhead Dr.
         Independence, Missouri
------------------------------------------------------------------------------------------------------------------------------------
   47    Perimeter Center                  Nov-95     HomePlace               15 yrs.       54,000      $864,000      $16.00
         Mt. Vernon Hwy./Perimeter
         Fuiton County, Georgia
------------------------------------------------------------------------------------------------------------------------------------
   48    Town Center Pardo                 Dec-95     Sportslife              15 yrs.       40,000      $492,000      $12.30
         Barrett Pkwy. & Piedmont Rd.
         Gwinnett Cty., Georgia
------------------------------------------------------------------------------------------------------------------------------------
   49    Town Center Pardo                 Dec-95     The Sport Shoe          10 yrs.       15,000      $183,750      $12.25
         Barrett Pkwy. & Piedmont Rd.
         Gwinnett Cty., Georgia
------------------------------------------------------------------------------------------------------------------------------------
   50    Town Center Pardo                 Oct-95     HomePlace               15 yrs.       53,000      $519,400       $9.80
         Barrett Pkwy. & Piedmont Rd.
         Gwinnett Cty., Georgia
------------------------------------------------------------------------------------------------------------------------------------
   51    Town Center Pardo                 Sep-95     Petstuff                15 yrs.       20,000      $190,000       $9.50
         Barrett Pkwy. & Piedmont Rd.
         Gwinnett Cty., Georgia
------------------------------------------------------------------------------------------------------------------------------------
   52    Town Center Pardo                 Aug-95     Barnes & Noble          15 yrs.       20,000      $250,000      $12.50
         Barrett Pkwy. & Piedmont Rd.
         Gwinnett Cty., Georgia
------------------------------------------------------------------------------------------------------------------------------------
   53    New Hope Commons                  Nov-95     Best Buy                15 yrs.       45,000      $562,500      $12.50
         Hwy. 501-15 & Interstate 40
         Durham, North Carolina
------------------------------------------------------------------------------------------------------------------------------------
   54    New Hope Commons                  Sep-95     Michael's               10 yrs.       19,064      $173,482       $9.10
         Hwy. 501-15 & Interstate 40
         Durham, North Carolina
------------------------------------------------------------------------------------------------------------------------------------
   55    New Hope Commons                  Sep-95     Marshalls               15 yrs.       30,090      $270,810       $9.00
         Hwy. 501-15 & Interstate 40
         Durham, North Carolina
------------------------------------------------------------------------------------------------------------------------------------

========================================================================================================
   No.        Name/Location                    Steps                  Comments
========================================================================================================
   42    Independence Commons               $9.00/sf (4-5)       New 363,853sf power center. Tenant
         39th St. & Arrowhead Dr.           $9.90/sf (6-10)      improvement allowance of $6.00/sf
         Independence, Missouri            $10.80/sf (11-15)     given.
--------------------------------------------------------------------------------------------------------
   43    Independence Commons               $9.90/sf (6-10)      New 363,853sf power center. Tenant
         39th St. & Arrowhead Dr.          $10.98/sf (11-15)     pays 3.0% of sales over natural
         Independence, Missouri                                  breakpoint.
--------------------------------------------------------------------------------------------------------
   44    Independence Commons               $9.25/sf (6-10)      New 363,853sf power center. Tenant
         39th St. & Arrowhead Dr.          $10.50/sf (11-15)     improvement allowance of $10.00/sf
         Independence, Missouri            $11.75/sf (16-20)     given.
--------------------------------------------------------------------------------------------------------
   45    Independence Commons              $14.50/sf (6-10)      New 363,853sf power center. Tenant
         39th St. & Arrowhead Dr.          $15.75/sf (11-15)     improvement allowance of $25.00/sf
         Independence, Missouri                                  given.
--------------------------------------------------------------------------------------------------------
   46    Independence Commons              $12.40/sf (6-10)      New 363,853sf power center. Tenant
         30th St. & Arrowhead Dr.                                improvement allowance of $7.00/sf
         Independence, Missouri                                  given; plus 1 month free rent.
--------------------------------------------------------------------------------------------------------
   47    Perimeter Center                  $16.50/sf (3-5)       367,000sf power ctr. north of down-
         Mt. Vernon Hwy./Perimeter         $17.50/sf (6-10)      town Atlanta. 2 mos. free rent. NNN
         Fulton County, Georgia            $18.50/sf (11-15)     lease.
--------------------------------------------------------------------------------------------------------
   48    Town Center Pardo                 $12.67/sf (3-5)       New 305,314sf power ctr. Tenant
         Barrett Pkwy. & Piedmont Rd.      $13.18/sf (6-10)      received $2.OM in allowances and 3
         Gwinnett Cty., Georgia            $14.16/sf (11-15)     mos. free rent. Ctr. opened 9/95.
--------------------------------------------------------------------------------------------------------
   49    Town Center Pardo                 $12.75/sf (3-5)       New 305,314sf power ctr. Tenant
         Barrett Pkwy. & Piedmont Rd.      $13.25/sf (6-7)       received $180,000 in allowances; 2
         Gwinnett Cty., Georgia            $13.75/sf (8-10)      mos. free rent. Ctr. opened 9/95.
--------------------------------------------------------------------------------------------------------
   50    Town Center Pardo                 $10.30/sf (3-6)       New 305,314sf power ctr. Tenant
         Barrett Pkwy. & Piedmont Rd.      $11.30/sf (7-10)      received 3 mos. free rent. Ctr. opened
         Gwinnett Cty., Georgia            $12.30/sf (11-15)     9/95.
--------------------------------------------------------------------------------------------------------
   51    Town Center Pardo                 $10.00/sf (6-10)      New 305,314sf power ctr. Tenant did
         Barrett Pkwy. & Piedmont Rd.      $10.75/sf (11-15)     not receive any allowances. Ctr. opened
         Gwinnett Cty., Georgia                                  9/95.
--------------------------------------------------------------------------------------------------------
   52    Town Center Pardo                 $13.50/sf (6-10)      New 305,314sf power ctr. Tenant
         Barrett Pkwy. & Piedmont Rd.      $14.50/sf (11-15)     received $1,908,963 in allowances. Ctr.
         Gwinnett Cty., Georgia                                  opened 9/95.
--------------------------------------------------------------------------------------------------------
   53    New Hope Commons                  $12.90/sf (3-5)       New 470,015sf power ctr. Best Buy
         Hwy. 501-15 & Interstate 40       $13.35/sf (6-10)      received $37.00/sf in Tls plus 1 month
         Durham, North Carolina            $14.35/sf (11-15)     free rent.
--------------------------------------------------------------------------------------------------------
   54    New Hope Commons                   $9.25/sf (3-5)       New 470,015sf power ctr. Tenant
         Hwy. 501-15 & Interstate 40        $9.75/sf (6-10)      received 2.5 months free rent.
         Durham, North Carolina
--------------------------------------------------------------------------------------------------------
   55    New Hope Commons                   $9.15/sf (4-5)       New 470,015sf power ctr. Tenant did
         Hwy. 501-15 & Interstate 40        $9.50/sf (6-10)      not receive any allowances.
         Durham, North Carolina            $10.50/sf (11-15)
--------------------------------------------------------------------------------------------------------

====================================================================================================================================
SPECIALTY RETAIL LEASES
Cushman & Wakefield, Inc.
====================================================================================================================================
                                           Lease                                            Leased       Annual       Rent/
   No.       Name/Location                 Date               Tenant          Term           Area         Rent        Sq/Ft
====================================================================================================================================
   56    New Hope Commons                  Sep-95     Linens 'N Things        15 yrs.       31,610      $324,003      $10.25
         Hwy. 501-15 & Interstate 40
         Durham, North Carolina
------------------------------------------------------------------------------------------------------------------------------------
   57    New Hope Commons                  Sep-95     Old Navy Clothing        5 yrs.       17,500      $210,000      $12.00
         Hwy. 501-15 & Interstate 40
         Durham, North Carolina
------------------------------------------------------------------------------------------------------------------------------------
   58    New Hope Commons                  Aug-95     Barnes & Noble          15 yrs.       25,000      $362,500      $14.50
         Hwy. 501-15 & Interstate 40
         Durham, North Carolina
------------------------------------------------------------------------------------------------------------------------------------
         Survey Low:                                                                        12,000      $123,750       $5.00
         Survey High:                                                                       80,359      $864,000      $16.00

         Survey Mean:                                                                       32,958      $328,396      $10.55
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================
   No.       Name/Location                     Steps                        Comments
====================================================================================================
   56    New Hope Commons                  $10.55/sf (4-5)       New 470,015sf power ctr. Tenant
         Hwy. 501-15 & Interstate 40       $10.85/sf (6-10)      received $13.20/square foot in Tls.
         Durham, North Carolina            $11.45/sf (11-15)
----------------------------------------------------------------------------------------------------
   57    New Hope Commons                  $13.00/sf (6-10)      New 470,015sf power ctr. Tenant did
         Hwy. 501-15 & Interstate 40                             not receive any allowances.
         Durham, North Carolina
----------------------------------------------------------------------------------------------------
   58    New Hope Commons                  $15.50/sf (6-10)       New 470,015sf power ctr. Tenant
         Hwy. 501-15 & Interstate 40       $16.50/sf (11-15)     leased 25,000sf outparcel bldg.
         Durham, North Carolina
----------------------------------------------------------------------------------------------------
         Survey Low:
         Survey High:

         Survey Mean:
----------------------------------------------------------------------------------------------------

====================================================================================================================================
CINEMA LEASE COMPARABLES
Cushman & Wakefield, Inc.
====================================================================================================================================
                                           Lease                                             Leased         #            Annual
  No.        Name/Location                 Start      Tenant                  Term          Area (SF)    Screens          Rent
====================================================================================================================================
    1    Austin Power Center               Jan-99     RKO Century Warner      25 yrs.       61,353          --        $1,441,182
         Austin Avenue & NYS Thruway                  (Proposed)
         Yonkers, New York

------------------------------------------------------------------------------------------------------------------------------------
    2    Shoppes at Forest Hills           Feb-98     Regal                   20 yrs.      102,000          24        $2,888,800
         Forest Hills, New York                       (Proposed)           +4 5-yr. opt.

------------------------------------------------------------------------------------------------------------------------------------
    3    Franklin Mills                    Dec-97     General Cinema          20 yrs.       61,000          14          $950,000
         S/E/Q of Woodhaven Road at
         Knights Road
         Philadelphia, PA

------------------------------------------------------------------------------------------------------------------------------------
    4    Off-Price Super-Regional Mall     Nov-97     Harkins Theater         15 yrs.       95,000          22        $1,116,250
         Western United States                                             +3 5-yr. opt.


------------------------------------------------------------------------------------------------------------------------------------
    5    Off-Price Super-Regional Mall     Aug-97     Dickinson Theater       20 yrs.       56,479          12        $1,034,089
         Midwestern United States                                          +2 5-yr opt.

------------------------------------------------------------------------------------------------------------------------------------
    6    Barrywoods Crossing               Fall-97    AMC Theatres            20 yrs.       89,290          n/a       $1,473,285
         I-29 and Barry Road                                                  + opt.
         Kansas City, Missouri
------------------------------------------------------------------------------------------------------------------------------------
    7    Springhurst Towne Center          Aug-97     Cinemark                20 yrs.       77,000          20        $1,001,000
         Westport & Interstate 265                                            + opt.
         Louisville, Kentucky

------------------------------------------------------------------------------------------------------------------------------------
    8   Richland Crossing                  Jun-97     Magic Cinema            25 yrs.       42,300          12          $320,211
        Route 309
        Richland Township, Pennsylvania

------------------------------------------------------------------------------------------------------------------------------------
    9   Charlestowne Mall                  Jun-97     Regal                   20 yrs.       90,000          13        $1,395,000
        Kirk Road & North Avenue                      (Proposed)
        St. Charles, Illinois

------------------------------------------------------------------------------------------------------------------------------------
   10   Wolfchase Galleria                 Feb-97     Malco Theaters          20 yrs.       30,000           8          $360,000
        1-64/Germantown Parkway                                            +2 5-yr. opt.
        Memphis, Tennessee

------------------------------------------------------------------------------------------------------------------------------------
   11   Mall at the Source                 Jan-97     Confidential            20 yrs.       54,450          10        $1,524,600
        Old Country Road &
        Meadowbrook Parkway
        Westbury, New York
------------------------------------------------------------------------------------------------------------------------------------
   12   500 Corporate Plaza                Jan-97     United Artists          20 yrs.       41,336          10          $868,056
        10 Michael Dr. & Bi-County Blvd.                                   +4 5-yr. opt.
        East Farmingdale,
        Nassau, New York
------------------------------------------------------------------------------------------------------------------------------------

===============================================================================================================
                                           Rent/        Rent/                                 Overage
  No.        Name/Location                 Sq/Ft        Screen      Steps                       Rent
===============================================================================================================
    1    Austin Power Center                $23.49         --       $26.31/sf (6-10)         1% over natural
         Austin Avenue & NYS Thruway                                $29.31/sf (11-15)          breakpoint
         Yonkers, New York                                          $33.00/sf (16-20)
                                                                    $36.96/sf (21-25)
---------------------------------------------------------------------------------------------------------------
    2    Shoppes at Forest Hills            $28.32     $120,367     $29.12/sf (6-10)            8.0% over
         Forest Hills, New York                                     $31.12/sf (11-15)          $24,073,285
                                                                    $35.281sf (16-20)       (steps every 5 yrs.)
---------------------------------------------------------------------------------------------------------------
    3    Franklin Mills                     $15.57      $67,841     $17.l3/sf (1l-20)             N/A
         S/E/Q of Woodhaven Road at
         Knights Road
         Philadelphia, PA

---------------------------------------------------------------------------------------------------------------
    4    Off-Price Super-Regional Mall      $11.75      $50,739     2.0% increase every         9.0% over
         Western United States                                      year of lease              $24,800,000
                                                                                           (steps every year)

---------------------------------------------------------------------------------------------------------------
    5    Off-Price Super-Regional Mall      $18.31      $86,174     $19.64/sf (6-10)            4.0% over
         Midwestern United States                                   $21.10/sf (11-15)          $4,500,000
                                                                    $22.70/sf (16-20)      (steps every 5 yrs.)
---------------------------------------------------------------------------------------------------------------
    6    Barrywoods Crossing                $16.50      #VALUE!     $17.50/sf (11-20)        6% over natural
         I-29 and Barry Road                                                                   breakpoint
         Kansas City, Missouri
---------------------------------------------------------------------------------------------------------------
    7    Springhurst Towne Center           $13.00      $50,050     $13.50/sf (6-10)        10% over natural
         Westport & Interstate 265                                  $14.00/sf (11-15)          breakpoint
         Louisville, Kentucky                                       $14.50/sf (16-20)

---------------------------------------------------------------------------------------------------------------
    8   Richland Crossing                   $7.56       $26,684      $8.32/sf (6-10)              N/A
        Route 309                                                    $9.15/sf (11-15)
        Richland Township, Pennsylvania                             $10.00/sf (16-20)
                                                                    $11.08/sf (21-25
---------------------------------------------------------------------------------------------------------------
    9   Charlestowne Mall                   $15.50     $107,308     $16.50/sf (11-20)             N/A
        Kirk Road & North Avenue
        St. Charles, Illinois

---------------------------------------------------------------------------------------------------------------
   10   Wolfchase Galleria                  $12.00      $45,000     $13.00/sf (6-10)            10% over
        1-64/Germantown Parkway                                     $14.00/sf (11-15)          $4,000,000
        Memphis, Tennessee                                          $15.00/sf (16-20)

---------------------------------------------------------------------------------------------------------------
   11   Mall at the Source                  $28.00     $152,460     $2.00/sf after         10% over natural
        Old Country Road &                                          yrs. 5, 10, 15            breakpoint
        Meadowbrook Parkway
        Westbury, New York
---------------------------------------------------------------------------------------------------------------
   12   500 Corporate Plaza                 $21.00      $86,806         7.5%               10% over natural
        10 Michael Dr. & Bi-County Blvd.                            every 5 yrs.              breakpoint
        East Farmingdale,
        Nassau, New York
---------------------------------------------------------------------------------------------------------------


=====================================================================================
  No.        Name/Location                       Comments
=====================================================================================
    1    Austin Power Center               Proposed theatre within 427,256 SF
         Austin Avenue & NYS Thruway       power center expected to be completed
         Yonkers, New York                 by January 1999. Anchors will include
                                           Home Depot and Costco.
-------------------------------------------------------------------------------------
    2    Shoppes at Forest Hills           Free standing bldg to include 8,000sf of
         Forest Hills, New York            restaurant space. Expected to break
                                           ground in Spring 1997.
-------------------------------------------------------------------------------------
    3    Franklin Mills                    Former Sears store demolished for
         S/E/Q of Woodhaven Road at        construction of new Cinema. Franklin
         Knights Road                      Mills is a 1.4 mil. sf value oriented mega
         Philadelphia, PA                  mall in Philadelphia PA. Construction
                                           allowance of $9,250,000.
-------------------------------------------------------------------------------------
    4    Off-Price Super-Regional Mall     New value retail center w/ 1.2 m sf in ex-
         Western United States             cellent location; 17 anchor stores. Pays
                                           CAM ($0.75/sf) & tax ($1.75/sf)
                                           contributions.
-------------------------------------------------------------------------------------
    5    Off-Price Super-Regional Mall     New value retail center w/ 850,000sf in
         Midwestern United States          good location; 11 anchor stores. Pays
                                           tax & insurance contributions.
-------------------------------------------------------------------------------------
    6    Barrywoods Crossing               Signed lease for free-standing building
         I-29 and Barry Road               in new power center currently being
         Kansas City, Missouri             developed in northern Kansas City.
-------------------------------------------------------------------------------------
    7    Springhurst Towne Center          Largest cinema in Kentucky Ohio,
         Westport & Interstate 265         Indiana in new 800,000sf power ctr.
         Louisville, Kentucky              Anchors include Kohl's, Marshalls
                                           Meijer. P/R CAM, tax, & insurance.
-------------------------------------------------------------------------------------
    8   Richland Crossing                  Suburban location outside of
        Route 309                          Philadelphia.
        Richland Township, Pennsylvania

-------------------------------------------------------------------------------------
    9   Charlestowne Mall                  Regal-Funscape concept devoted to
        Kirk Road & North Avenue           50% of space. 1.0 million square foot
        St. Charles, Illinois              mall planning expansion. Expected to
                                           break ground and open in late 1997.
-------------------------------------------------------------------------------------
   10   Wolfchase Galleria                 Wolfchase Galleria is a new 4-anchor
        1-64/Germantown Parkway            mall in the Memphis MSA which opened
        Memphis, Tennessee                 in February 1997 by Urban Shopping
                                           Centers.
-------------------------------------------------------------------------------------
   11   Mall at the Source                 Proposed new construction, regional
        Old Country Road &                 mall location; to be 8 to 10 screens.
        Meadowbrook Parkway
        Westbury, New York
-------------------------------------------------------------------------------------
   12   500 Corporate Plaza                Net lease involving new construction
        10 Michael Dr. & Bi-County Blvd.   with 7.5% steps. 2,700 seats.
        East Farmingdale,
        Nassau, New York
-------------------------------------------------------------------------------------

==================================================================================================================================
CINEMA LEASE COMPARABLES
Cushman & Wakefield, Inc.

----------------------------------------------------------------------------------------------------------------------------------
                                        Lease                                      Leased     #      Annual      Rent/    Rent/
 No.                Name/Location       Start           Tenant          Term     Area (SF) Screens    Rent       Sq/Ft    Screen
==================================================================================================================================
  13   Confidential Location            Jan-97  Plitt                  20 yrs.      45,000    9      $998,100    $22.18  $110,900
       Under Construction
       Chicago, Illinois
----------------------------------------------------------------------------------------------------------------------------------
  14   Independence Commons             Dec-96  AMC                    20 yrs.      63,800    14     $861,300    $13.50   $61,521
       39th St. & Arrowhead Dr.
       Independence, Missouri

----------------------------------------------------------------------------------------------------------------------------------
  15   Off-Price Super Regional Mall    Oct-96  Iwerks Theatre         15 yrs.      14,468    --     $514,048    $35.53   --
       Western United States                                       + 3 5-yr. opt.

----------------------------------------------------------------------------------------------------------------------------------
  16   Courtland Center                 Oct-96  Startime Cinema        20 yrs.      25,000    10     $250,000    $10.00   $25,000
       Burton, Michigan

----------------------------------------------------------------------------------------------------------------------------------
  17   Bay Ridge Center                 Jul-96  United Artists         20 yrs.      35,000    8      $665,000    $19.00   $83,125
       Bay Ridge Ave. & Narrows Ave.                               + 3 5-yr. opt.
       Bayridge, Brooklyn, New York
----------------------------------------------------------------------------------------------------------------------------------
  18   Perimeter Center                 Dec-95  United Artists         20 yrs.      35,366    10     $604,759    $17.10   $60,476
       Mt Vernon Hwy & Perimeter
       Fulton County, Georgia

----------------------------------------------------------------------------------------------------------------------------------
  19   Keystone Plaza                   May-95  Cinemark               15 yrs.      73,294    17     $769,587    $10.50   $45,270
       Route 19
       Erie, Pennsylvania

----------------------------------------------------------------------------------------------------------------------------------
  20   AMC Theatres                     Feb-95  AMC                    25 yrs.      80,000    20   $1,540,000    $19.25   $77,000
       Norwalk Blvd & Interstate 5
       Norwalk, California

----------------------------------------------------------------------------------------------------------------------------------
  21   Fairfax Towne Center             Jan-95  United Artists         20 yrs.      48,103    10     $762,433    $15.85   $76,243
       SWC/W. Ox Rd. & Route 50
       Fairfax, Virginia

----------------------------------------------------------------------------------------------------------------------------------
  22   Shopper's World                  Dec-94  General Cinema         20 yrs.      85,000    14   $1,700,000    $20.00  $121,429
       Framingham, Massachusetts


----------------------------------------------------------------------------------------------------------------------------------
  23   Bay Terrace Center               Mar-94  Sony Theatres          20 yrs.      22,092    6      $385,000    $17.43   $64,167
       Bell Boulevard & 26th Avenue
       Bayside, Oueens, New York
----------------------------------------------------------------------------------------------------------------------------------
  24   Carmel Mountain Plaza            Jul-93  Pacific Theatres       20 yrs.       34,561    14     $524,982    $15.19   $37,499
       Interstate 15 & Carmel Mtn.Rd.
       San Diego, California
----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================
CINEMA LEASE COMPARABLES
Cushman & Wakefield, Inc.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                       Overage
 No.                Name/Location               Steps                     Rent                                  Comments
===================================================================================================================================
  13   Confidential Location               $26.51/sf (11-15)         10% over natural     270,000sf urban ctr. to be anchored by
       Under Construction                  $30.41/sf (16-20)            breakpoint        Eddie Bauer, Marshalls, Blockbuster,
       Chicago, Illinois                                                                  P/R CAM & taxes.
-----------------------------------------------------------------------------------------------------------------------------------
  14   Independence Commons             $1.00/sf after yr. 2, 6,     10% over natural     New 363,853sf power ctr. anchored by
       39th St. & Arrowhead Dr.               10, 14, 18                breakpoint        Kohl's, Marshalls, Barnes & Noble, Bed
       Independence, Missouri                                                             Bath & Beyond. AMC received an allow-
                                                                                          ance of $85.00/sf.
-----------------------------------------------------------------------------------------------------------------------------------
  15   Off-Price Super Regional Mall       $39.09/sf (6-10)              7% over          New value retail center w/ 1.5m sf in ex-
       Western United States               $42.99/sf (11-15)            $7,344,000        cellent location; 19 anchor stores. Pays
                                                                                          CAM & tax contributions.
-----------------------------------------------------------------------------------------------------------------------------------
  16   Courtland Center                    $12.00/sf (11-20)         10% over natural     Renovated/expanded cinema in 470,100
       Burton, Michigan                                                 breakpoint        sf ctr. P/R CAM, taxes $24,100 HVAC
                                                                                          TIs of $750,000 given to tenant
-----------------------------------------------------------------------------------------------------------------------------------
  17   Bay Ridge Center                    10% every 5 yrs.          10% over natural     Proposed new construction with 10%
       Bay Ridge Ave. & Narrows Ave.                                    breakpoint        steps every 5 years. Net lease 2,132
       Bayridge, Brooklyn, New York                                                       seats.
-----------------------------------------------------------------------------------------------------------------------------------
  18   Perimeter Center                     $17.00/sf (3-5)          4% over natural      367,800sf open-air community center
       Mt Vernon Hwy & Perimeter           $18.47/sf (6-10)             breakpoint        with HomePlace, SteinMart. P/R CAM
       Fulton County. Georgia              $20.13/sf (11-15)                              +15%, taxes. Lease includes $65.00/sf
                                           $22.15/sf (16 20)                              in TIs.
-----------------------------------------------------------------------------------------------------------------------------------
  19   Keystone Plaza                      $11.50/sf (6-10)          9% over natural      New 500,000sf power ctr. anchored by
       Route 19                            $12.00/sf (11-15)            breakpoint        Lowe's, Wal-Mart, Media Play, & Kohl's.
       Erie, Pennsylvania                                                                 Net lease, P/R CAM, taxes &
                                                                                          insurance.
-----------------------------------------------------------------------------------------------------------------------------------
  20   AMC Theatres                        $19.75/sf (6-10)          8% over natural      New freestanding multiplex located in
       Norwalk Blvd & Interstate 5         $20.25/sf (11-15)            breakpoint        suburban Los Angeles. Net lease.
       Norwalk, California                 $20.75/sf (16-20)                              Breakpoint is $962,500 per screen.
                                           $21.25/sf (21-25)
-----------------------------------------------------------------------------------------------------------------------------------
  21   Fairfax Towne Center                $18.00/sf (11-15)         8% over natural      New 265,000sf community ctr. in
       SWC/W. Ox Rd. & Route 50            $19.80/sf (16-20)            breakpoint        suburban D.C. opened late 94. P/R
       Fairfax, Virginia                                                                  CAM, taxes. TIs reported to be $1.05M,
                                                                                          or $21.83/sf.
-----------------------------------------------------------------------------------------------------------------------------------
  22   Shopper's World                     $22.50/sf (13-20)         9% over natural      Redeveloped 828,000sf power ctr.
       Framingham, Massachusetts                                        breakpoint        anchored by Sears, Marshalls, TJ Maxx.
                                                                                          CAM+ 10% Fee, taxes, and & rent
                                                                                          clause.
-----------------------------------------------------------------------------------------------------------------------------------
  23   Bay Terrace Center                    Steps $45,000                 N/A            New construction adjacent a large
       Bell Boulevard & 26th Avenue          every 5 yrs.                                 shopping center. Very good location.
       Bayside, Oueens, New York                                                          P/R CAM & taxes.
-----------------------------------------------------------------------------------------------------------------------------------
  24   Carmel Mountain Plaza                $15.91/sf (2-3)          10% over natural     530,000sf power ctr. in NE San Diego.
       Interstate 15 & Carmel Mtn.Rd        $16.64/sf (4-5)             breakpoint        Anchors include Kmart, Mervyn's,
       San Diego, California                CPI Incr. (6-20)                              Circuit City. P/R CAM+10%. Rent increases
                                                                                          by CPI in yrs. 6-20.
-----------------------------------------------------------------------------------------------------------------------------------

CINEMA.XLS                                                                    2

=================================================================================================================================
CINEMA LEASE COMPARABLES
Cushman & Wakefield, Inc.

---------------------------------------------------------------------------------------------------------------------------------
                                          Lease                                  Leased      #       Annual      Rent/    Rent/
 No.                  Name/Location       Start           Tenant      Term     Area (SF) Screens      Rent       Sq/Ft   Screen
=================================================================================================================================
  25   Galleria at Crystal Run            Feb-93  Sony Theatres     25 yrs.      37,928     10       $371,700     $9.80  $37,170
       Route 17 & Interstate 84
       Orange County, New York

---------------------------------------------------------------------------------------------------------------------------------
  26   Freehold Raceway Mall              Jan-93  Loew's Theaters   15 yrs.      43,303     14       $450,000    $10.39  $32,143
       Route 9 & Route 33
       Freehold, Monmouth Cty., NJ
---------------------------------------------------------------------------------------------------------------------------------
  27   Wilton Mall at Saratoga            Feb-91  Hoyt's Cinema     20 yrs.      26,689     --       $306,924    $11.50       --
       SS/Route 50 E of Interstate 87                                + opt
       Wilton, Saratoga Cty., New York

---------------------------------------------------------------------------------------------------------------------------------
  28   Bay Plaza Shopping Center          Jul-89  General Cinema    20 yrs.      55,700     13     $1,531,750    $27.50 $117,827
       Baychester Road
       Bronx, New York
---------------------------------------------------------------------------------------------------------------------------------
  29   Great Northern Mall                Oct-88  Cinema National   15 yrs.      24,200     --       $266,200    $11.00       --
       NEC/Interstate 481 & Route 31                                 + opt
       Clay, Onondaga Cty, New York

---------------------------------------------------------------------------------------------------------------------------------
  30   Berkshire Mall                     Sep-88  Hoyt's Cinema     25 yrs.      30,946     --       $485,952    $15.70       --
       Pittsfield, Massachusetts


---------------------------------------------------------------------------------------------------------------------------------
  31   Pittsford Plaza                    Jun-88  General Cinema    20 yrs.      27,452     6        $329,424    $12.00  $54,904
       NWQ/Route 31 & French Rd.
       Pittsford, Monroe Cty, New York

---------------------------------------------------------------------------------------------------------------------------------
  32   Salmon Run Mall                    Sep-86  Watertown Cinema  25 yrs.      26,250     --       $323,400    $12.32       --
       NWQ/Interstate 81 & Route 3
       Watertown, Jefferson Cty., NY


=================================================================================================================================
       Survey Low:                                                               14,468     6        $250,000     $7.56  #VALUE!
       Survey High:                                                             102,000    24      $2,888,800    $35.53  #VALUE!
---------------------------------------------------------------------------------------------------------------------------------
       Survey Mean:                                                              51,074    13        $875,407    $16.77  #VALUE!
=================================================================================================================================

====================================================================================================================================
CINEMA LEASE COMPARABLES
Cushman & Wakefield, Inc.

-------------------------------------------------------------------------------------------------------------------------------
                                                                       Overage
 No.                  Name/Location             Steps                    Rent                                 Comments
===============================================================================================================================
  25   Galleria at Crystal Run             $10.60/sf (6-25)             12% over         1.0M sf regional mall location. P/R
       Route 17 & Interstate 84                                        $3,161,000        CAM, taxes, insur. Yrs. 1-5 50% of
       Orange County, New York                                                           concession sales included in receipts.
                                                                                         Yrs. 6-25: 100% of concessions.
-------------------------------------------------------------------------------------------------------------------------------
  26   Freehold Raceway Mall                     None                     None           1.15M sf regional mall anchored by
       Route 9 & Route 33                                                                Nordstrom, L&T, JCPenney & Sears.
       Freehold, Monmouth Cty., NJ                                                       Loew's pays a contribution for CAM &
                                                                                         its own tax billings.
-------------------------------------------------------------------------------------------------------------------------------
  27   Wilton Mall at Saratoga                   None                   12% over         490,000sf regional mall anchored by
       SS/Route 50 E of Interstate 87                                  $2,433,000        Bon-Ton, Sears, JCPenney, Steinbach,
       Wilton, Saratoga Cty., New York                                                   & Montgomery Ward. Cinema respon-
                                                                                         sible for P/R CAM & tax.
-------------------------------------------------------------------------------------------------------------------------------
  28   Bay Plaza Shopping Center           $30.25/sf (11-15)       8% over stipulated    380,000sf power ctr. in urban location
       Baychester Road                     $33.28/sf (16-20)          breakpoints        Anchors include Pathmark & Rickel. Net
       Bronx, New York                                                                   lease; CAM, taxes, insurance & rent.
-------------------------------------------------------------------------------------------------------------------------------
  29   Great Northern Mall                       None              12% over natural      780,000sf regional mall anchored by
       NEC/Interstate 481 & Route 31                                  breakpoint         Bon-Ton, Sears, Kaufmanns, Dick's.
       Clay, Onondaga Cty., New York                                                     Net lease; cinema pays P/R CAM &
                                                                                         taxes.
-------------------------------------------------------------------------------------------------------------------------------
  30   Berkshire Mall                            None               8% over natural      665,000sf regional mall anchored by
       Pittsfield, Massachusetts                                       breakpoint        JCPenney, Sears, Filene's, Hills, &
                                                                                         Service Merchandise. Tenant pays
                                                                                         CAM & taxes; sales est. $1.41M.
-------------------------------------------------------------------------------------------------------------------------------
  31   Pittsford Plaza                           None               8% over natural      Older 480,000sf regional mall anchored
       NWO/Route 31 & French Rd                                        breakpoint        by TJMaxx, Bed Bath & Beyond, Barnes
       Pittsford, Monroe Cty., New York                                                  & Noble, and MJ Design. Net lease; P/R
                                                                                         CAM & taxes, plus utilities.
-------------------------------------------------------------------------------------------------------------------------------
  32   Salmon Run Mall                     $14.32/sf (11-20)            15% over         640,000sf regional mall anchored by
       NWC/Interstate 81 & Route 3         $16.32/sf (21-25)           $1,100,000        JCPenney, Sears, Hills, Steinbach, Bon-
       Watertown, Jefferson Cty., NY                                                     Ton, Montgomery Ward. P/R CAM &
                                                                                         taxes.

===============================================================================================================================
       Survey Low:                                                               14,468     6        $250,000     $7.56  #VALUE!
       Survey High:                                                             102,000    24      $2,888,800    $35.53  #VALUE!
---------------------------------------------------------------------------------------------------------------------------------
       Survey Mean:                                                              51,074    13        $875,407    $16.77  #VALUE!
=================================================================================================================================

CINEMA.XLS                                                                    3

                               SUBJECT RENT ROLL

4/29/97                 Community Centers One LLC                       3:57 pm

User: KRAUSE               Commercial Rent Roll                       Page:   8

Property : Independence Commons
           Independence, MO.

                     Report Date From : 5/01/97 To : 5/31/97

                                                             T E R M                   PRORATED               BASE RENT   BASE RENT
                                              SQ.FOOT    -----------------  UNIT INFO  BASE RENT    RENT PER  INCREASE    INCREASE
                TENANT         UNIT REF NO.   OCCUPIED   FROM      TO        BASE RENT   ANNUAL     SQ FT/YR   (DATE)      (AMOUNT)
----------------------------- ------------- ----------- --------- --------- ---------- ----------- ---------- ---------- ----------
Kohl's Department Stores #23   810-A000       80684      9/15/95   1/31/16   43905.54   526866.48    6.53      10/01/95   43,905.54
                                                                                                               10/01/97   48,074.22
                                                                                                               10/01/05   49,755.13
                                                                                                               10/01/10   51,436.05

Hallmark Showcase #826         810-B001        7500      8/19/96   8/31/01    8125.00    97500.00   13.00       9/01/96    8,125.00

Southwestern Bell- The Stor    810-B002        4000      6/26/96   5/30/01    4166.67    50000.04   12.50       7/01/96    4,166.67
                                                                                                                7/01/98    4,333.33
                                                                                                                7/01/00    4,500.00

Perfume Pizzazz                810-B003        2710      9/06/96   9/30/01    2935.83    35229.96   13.00      10/01/96    2,935.83
                                                                                                               10/01/99    3,161.67

O.H. Gerry Optical Company     810-B004        3015      3/30/96   6/30/01    3266.25    39195.00   13.00       7/01/96    3,266.25
                                                                                                                7/01/99    3,391.88

Shoe Cents                     810-B005        3000      8/17/96   8/31/01    3000.00    36000.00   12.00       9/01/96    3,000.00

Jenny Craig, Inc. #715         810-B006        2228      4/15/96   4/30/01    2506.50    30078.00   13.50       7/01/96    2,506.50

Sally Beauty Supply #1905      810-B007        2010      4/08/96   4/30/01    2010.00    24120.00   12.00       7/01/96    2,010.00

Bed, Bath and Beyond #107      810-C000       40000      3/23/96   1/31/12   30000.00   360000.00    9.00       3/01/96   30,000.00
                                                                                                                4/01/01   33,000.00
                                                                                                                4/01/06   36,300.00

Marshalls #675                 810-D000       30439      3/05/96   1/31/12   19658.52   235902.24    7.75       7/01/06   19,658.52
                                                                                                                4/01/98   20,292.67
                                                                                                                4/01/02   20,926.81
                                                                                                                4/01/05   21,560.96
                                                                                                                4/01/08   22,195.10

Nill Bros. Sporting Goods, I   810-E000       12033      4/30/96   1/31/06   11030.25   132363.00   11.00       6/01/96   11,030.25
                                                                                                                5/01/01   12,434.10

Coomers, Inc.                  810-F000       15003      4/27/96   4/30/11   10314.56   123774.72    8.25       5/01/96   10,314.56
                                                                                                                5/01/98   11,252.25
                                                                                                                5/01/01   12,377.48
                                                                                                                5/01/06   13,502.70

Rhodes Furniture, Inc.         810-H000       50640      3/28/96   3/31/16   33760.00   405120.00    8.00       4/01/96   33,760.00
                                                                                                                3/01/01   34,440.64
                                                                                                                4/01/01   39,035.00
                                                                                                                3/01/06   39,715.65


                              ---------CAM EXPENSE-------  ---REAL ESTATE TAX---  -----INS EXPENSE-------  ----GROSS RENTS------
                TENANT            MONTH       SQ FT/YR      MONTH      SQ FT/YR     MONTH      SQ FT/YR    SQ FT/YR      TOTAL
----------------------------- ------------ --------------- ---------- ----------- ---------- ------------ ----------- ----------
Kohl's Department Stores #23   5,620.73         0.84           0.00        0.00    2017.10         0.30        7.67    51,543.37




Hallmark Showcase #826           595.76         0.95       1,108.36        1.77     187.50         0.30       16.03    10,016.62

Southwestern Bell- The Stor      483.12         1.45         650.24        1.95     110.00         0.33       16.23     5,410.03



Perfume Pizzazz                  342.19         1.52         383.55        1.70      77.91         0.34       16.56     3,739.48


O.H. Gerry Optical Company       380.71         1.52         512.40        2.04      86.68         0.34       16.90     4,246.04


Shoe Cents                       378.81         1.52         509.85        2.04      86.25         0.35       15.90     3,974.91

Jenny Craig, Inc. #715           269.10         1.45         329.26        1.77      55.70         0.30       17.02     3,160.56

Sally Beauty Supply #1905        253.81         1.52         297.04        1.77      50.25         0.30       15.59     2,611.10

Bed, Bath and Beyond #107      2,789.52         0.84           0.00        0.00    1000.00         0.30       10.14    33,789.52



Marshalls #675                 2,208.79         0.87           0.00        0.00       0.00         0.00        8.62    21,867.31





Nill Bros. Sporting Goods      1,515.63         1.51       2,046.43        2.04     345.09         0.34       14.90    14,937.40


Coomers, Inc.                  1,845.03         1.48       2,483.23        1.99     420.08         0.34       12.05    15,062.90




Rhodes Furniture, Inc.         5,929.59         1.41       7,483.66        1.77    1266.00         0.30       11.48    48,439.25

4/29/97                 Community Centers One LLC                       3:57 pm

User: KRAUSE               Commercial Rent Roll                       Page:   9

Property : Independence Commons
           Independence, MO.

                     Report Date From : 5/01/97 To : 5/31/97

                                                             T E R M                   PRORATED               BASE RENT   BASE RENT
                                              SQ.FOOT    -----------------  UNIT INFO  BASE RENT    RENT PER  INCREASE    INCREASE
                TENANT         UNIT REF NO.   OCCUPIED   FROM      TO        BASE RENT   ANNUAL     SQ FT/YR   (DATE)      (AMOUNT)
----------------------------- ------------- ----------- --------- --------- ---------- ----------- ---------- ---------- ----------
                                                                                                                4/01/96   44,310.00
                                                                                                                3/01/11   44,990.64
                                                                                                                4/01/11   49,585.00

Barnes & Noble #2732           810-I000       30000      3/16/96    3/31/11  33125.00   397500.00    13.25      4/01/96   33,125.00
                                                                                                                4/01/01   36,250.00
                                                                                                                4/01/06   39,375.00

American Multi-Cinema, Inc.    810-J000       63800     12/15/95   12/31/15  71775.00   861300.00    13.50      4/01/96   71,775.00
                                                                                                                1/01/98   78,420.83
                                                                                                                1/01/02   82,408.33
                                                                                                                1/01/06   87,725.00
                                                                                                                1/01/10   93,041.67
                                                                                                                1/01/14  101,016.67

Mattress Firm                  810-K001        4500     12/01/97              5625.00    67500.00    15.00      5/01/97    5,625.00
                                                                                                                5/01/00    6,187.50

Vacant                         810-K002        3500     12/01/96                 0.00        0.00     0.00                     0.00

Computer Renaissance           810-K003        2000      6/14/96    7/31/01   2666.67    32000.04    16.00      8/01/96    2,666.67
                                                                                                                8/01/97    2,750.00
                                                                                                                8/01/98    2,833.33
                                                                                                                8/01/99    2,917.77
                                                                                                                8/01/00    3,000.00

Great Clips/Cutting Loose, I   810-K004        1200      5/15/96    6/30/01   1600.00    19200.00    16.00      7/01/96    1,600.00
                                                                                                                7/01/98    1,750.00

Vacant                         810-K005        6800                              0.00        0.00     0.00                     0.00

Chili's Grill & Bar/Brinker    810-OL01        6600      4/13/95   12/31/44      0.00        0.00     0.00                     0.00

Smokehouse BBQ                 810-OL02        7000      6/13/96   12/31/45      0.00        0.00     0.00                     0.00

Fazoli's Restaurants, Inc.     810-OL03        3500      2/15/96   12/31/45      0.00        0.00     0.00                     0.00

Vacant                         810-OL04           0                              0.00        0.00     0.00                     0.00

*** VACANT ***                 810-99999          0                              0.00        0.00     0.00                     0.00


                              ---------CAM EXPENSE-------  ---REAL ESTATE TAX---  -----INS EXPENSE-------  ----GROSS RENTS------
                TENANT            MONTH       SQ FT/YR      MONTH      SQ FT/YR     MONTH      SQ FT/YR    SQ FT/YR      TOTAL
----------------------------- ------------ --------------- ---------- ----------- ---------- ------------ ----------- ----------




Barnes & Noble #2732          2,168.77           0.87            0.00      0.00       0.00         0.00        14.12    35,293.77



American Multi-Cinema, Inc.   9,444.48           1.78            0.00      0.00    1063.33         0.20        15.48    82,282.81






Mattress Firm                   573.75           1.53          375.00      1.00     112.50         0.30        17.83     6,686.25


Vacant                            0.00           0.00            0.00      0.00       0.00         0.00         0.00         0.00

Computer Renaissance            252.54           1.52          283.06      1.70      57.50         0.35        19.56     3,259.77





Great Clips/Cutting Loose, I     95.32           0.95          203.94      2.04      30.00         0.30        19.29     1,929.26


Vacant                            0.00           0.00            0.00      0.00       0.00         0.00         0.00         0.00

Chili's Grill & Bar/Brinker     125.00           0.23            0.00      0.00       0.00         0.00         0.23       125.00

Smokehouse BBQ                  125.00           0.21            0.00      0.00       0.00         0.00         0.21       125.00

Fazoli's Restaurants, Inc.      125.00           0.43            0.00      0.00       0.00         0.00         0.43       125.00

Vacant                            0.00           0.00            0.00      0.00       0.00         0.00         0.00         0.00

*** VACANT ***                    0.00           0.00            0.00      0.00       0.00         0.00         0.00         0.00

4/29/97                 Community Centers One LLC                       3:57 pm

User: KRAUSE               Commercial Rent Roll                       Page:  10

Property : Independence Commons
           Independence, MO.

                     Report Date From : 5/01/97 To : 5/31/97

                                                             T E R M                   PRORATED               BASE RENT   BASE RENT
                                              SQ.FOOT    -----------------  UNIT INFO  BASE RENT    RENT PER  INCREASE    INCREASE
                TENANT         UNIT REF NO.   OCCUPIED   FROM      TO        BASE RENT   ANNUAL     SQ FT/YR   (DATE)      (AMOUNT)
----------------------------- ------------- ----------- --------- --------- ---------- ----------- ---------- ---------- ----------
T O T A L S :                                  382162                        289470.79  3473649.48    9.09

                Total Occupied Square Feet:    382162
                  Total Vacant Square Feet:         0

                              ---------CAM EXPENSE-------  ---REAL ESTATE TAX---  -----INS EXPENSE-------  ----GROSS RENTS------
                TENANT            MONTH       SQ FT/YR      MONTH      SQ FT/YR     MONTH      SQ FT/YR    SQ FT/YR      TOTAL
----------------------------- ------------ --------------- ---------- ----------- ---------- ------------ ----------- ----------
T O T A L S :                    35,522.65       1.12       16,666.02    0.52      6965.89        0.22       10.95    348,625.35

                             1997 OPERATING BUDGET

IV. Financial Analysis
================================================================================

A.  In-Place Cash Flow

                                          1996             Budget l997           IN-PLACE(3) (1997)
                                      ------------  --------------------------  -----------------------
                                                                 Per Square                 Per Square
                                         Actual        Budget       Foot          Budget       Foot
                                      ------------  --------------------------  -----------------------
Revenue:
  Rental Income                        $2,840,741    $3,663,930       $9.86     $3,486,155       $9.38
  CAM Recoveries                          582,031       825,315        2.22        819,854        2.21
  Reserves                                (11,540)      (27,479)      (0.07)       (27,479)      (0.07)
  Other Income                             24,329        31,217        0.08         31,217        0.08
                                      ------------  --------------------------  -----------------------
  Total Revenue                        $3,435,561    $4,492,983      $12.09     $4,309,747      $11.60

Expenses
  Real Estate Taxes                      $219,700      $288,785       $0.78        288,785       $0.78
  Repairs & Maintenance                    79,695       257,740        0.69        257,740        0.69
  Utilities                                39,310        37,440        0.10         37,440        0.10
  Insurance                                88,470       109,564        0.29        109,564        0.29
  Other Expenses                           65,062         5,000        0.01          5,000        0.01
  Management Fees                         142,434       178,404        0.48        178,404        0.48
                                      ------------  --------------------------  -----------------------

  Total Expenses                         $634,671      $876,933       $2.36       $876,933       $2.36
                                      ------------  --------------------------  -----------------------

Net Operating Income                   $2,800,890    $3,616,050       $9.73     $3,432,814       $9.24

  Structural Reserve @ $.10/ft.(1)          2,045        37,156        0.10         37,156        0.10
  Tenant Improvmt./Leasing Comm.(2)             0             0        0.00         27,663        0.07
                                      ------------  --------------------------  -----------------------

Cash Flow                              $2,798,845    $3,578,894       $9.63     $3,367,995       $9.06
                                      ============  ==========================  =======================


(1) Structural reserve of approximately $0.10/sf owned for space only. Partially reimbursable up to 5% of CAM.

(2) Ongoing tenant improvements/leasing commissions expense based on actual average annual turnover over a five year period @$5/sf.

(3) In Place 1997 budgeted cash flow using Full Year 1997 Budget adjusted for In Place rents for the period Jan/97 through Dec/97.

                         PRO-JECT LEASE ABSTRACT REPORT

                           INDEPENDENCE COMMONS 8/97

                            PROJECT DESIGNATOR: INDC
                           REVISION: 7/11/97 @ 15:15
                             LEASE ABSTRACT REPORT
                        FOR ALL TENANTS 7/21/97 @ 17:49

                   PRIMARY/                                              ANNUAL
                  SECONDARY   SQUARE  LEASE  LEASE  OPTION   MINIMUM    MINIMUM  OVERAGE  CEILING BREAKPOINT
   TENANT           CODES      FEET   BEGIN   END    #/MOS   RENT/SF      RENT      %     (000'S)   (000'S)    RECOVERIES
-----------------------------------------------------------------------------------------------------------------------------------
# 1-SUITE A000            1   80,684  10/95   1/16     -          6.53  526,866                   NATURAL EXP-OUT-FIRE 6%
KOHL'S                    1                               10/97   7.15  576,890                           REAL ESTATE TAXES
                                                          10/05   7.40  597,062                           PROPERTY INS
                                                          10/10   7.65  617,233                           LIABILITY INS

                                                    1-60          8.05  649,506                   NATURAL EXP-OUT-FIRE 6%
                                                                                                          REAL ESTATE TAXES
                                                                                                          PROPERTY INS
                                                                                                          LIABILITY INS

                                                    2-60          8.45  681,780                   NATURAL EXP-OUT-FIRE 6%
                                                                                                          REAL ESTATE TAXES
                                                                                                          PROPERTY INS
                                                                                                          LIABILITY INS

                                                    3-60          8.85  714,053                   NATURAL EXP-OUT-FIRE 6%
                                                                                                          REAL ESTATE TAXES
                                                                                                          PROPERTY INS
                                                                                                          LIABILITY INS

                                                    4-60          8.85  714,053                   NATURAL EXP-OUT-FIRE 6%
                                                                                                          REAL ESTATE TAXES
                                                                                                          PROPERTY INS
                                                                                                          LIABILITY INS

# 2-SUITE B001            2    7,500   9/96   8/01     -         13.00   97,500  5.00 UNLIMITED   NATURAL EXP-OUT+GFIR 12%
HALLMARK SHOWCASE         5                                                                               REAL ESTATE TAXES
                                                                                                          PROPERTY INS
                                                                                                          LIABILITY INS

# 3-SUITE B002            2    4,000   7/96   6/01     -         12.50   50,000                   NATURAL EXP-OUT+GFIR+MG 10
SOUTHWEST BELL            4                                7/98  13.00   52,000                           REAL ESTATE TAXES
                                                           7/00  13.50   54,000                           LIABILITY INS
                                                                                                          PROPERTY INS

# 4-SUITE B003            2    2,710  10/96   9/01     -         13.00   35,230                   NATURAL EXP-OUT+GFIR+MG 15
PERFUME PIZAZZ            3                               10/99  14.00   37,940                           RE TAX W/15%
                                                                                                          LIAB INS W/15%
                                                                                                          PROP INS W/15%

# 5 SUITE B004            2    3,015   7/96   6/01     -         13.00   39,195  6.00 UNLIMITED   NATURAL EXP-OUT+GFIR+MG 15
OH GERRY OPTICAL          4                                7/99  13.50   40,703                           RE TAX W/15%
                                                                                                          LIAB INS W/15%
                                                                                                          PROP INS W/15%

# 6-SUITE BOO5            2    3,000   9/96   8/01     -         12.00   36,000  4.00 UNLIMITED           NATURAL EXP-OUT+GFIR+MG 15
SHOE CENTS                4                                                                               RE TAX W/15%
                                                                                                          LIAB INS W/15%
                                                                                                          PROP INS W/15%

# 7-SUITE B006            2    2,228   5/96   4/01     -         13.50   30,078                   NATURAL EXP-OUT+GFIR+MG 10
JENNY CRAIG               3                                                                               REAL ESTATE TAXES
                                                                                                          PROPERTY INS
                                                                                                          LIABILITY INS

                   PRIMARY/                                              ANNUAL
                  SECONDARY   SQUARE  LEASE  LEASE  OPTION   MINIMUM    MINIMUM  OVERAGE  CEILING BREAKPOINT
   TENANT           CODES      FEET   BEGIN   END    #/MOS   RENT/SF      RENT      %     (000'S)   (000'S)    RECOVERIES
-----------------------------------------------------------------------------------------------------------------------------------
# 8-SUITE B007            2    2,010  5/96   4/01      -        12.00    24,120   4.00 UNLIMITED      700 EXP-OUT+GFIR+MG 15
SALLY BEAUTY              3                                                                               REAL ESTATE TAXES
                                                                                                          PROPERTY INS
                                                                                                          LIABILITY INS

# 9-SUITE C000            1   40,000  4/96   1/12      -         9.00   360,000   3.00 UNLIMITED  NATURAL EXP-OUT-FIRE 10%
BED BATH & BEYOND         1                               4/01   9.90   396,000                           REAL ESTATE TAXES
                                                          4/06  10.89   435,600                           PROPERTY INS
                                                                                                          LIABILITY INS

                                                    1-60        11.98   479,200   3.00 UNLIMITED  NATURAL EXP-OUT-FIRE 10%
                                                                                                          REAL ESTATE TAXES
                                                                                                          PROPERTY INS
                                                                                                          LIABILITY INS

                                                    2-60        13.18   527,200   3.00 UNLIMITED  NATURAL EXP-OUT-FIRE 10%
                                                                                                          REAL ESTATE TAXES
                                                                                                          PROPERTY INS
                                                                                                          LIABILITY INS
                                                    3-60        14.50   580,000   3.00 UNLIMITED  NATURAL EXP-OUT-FIRE 10%
                                                                                                          REAL ESTATE TAXES
                                                                                                          PROPERTY INS
                                                                                                          LIABILITY INS

# 10-SUITE D000           1   30,439  4/96   1/12      -         7.75   235,902   2.00 UNLIMITED  NATURAL EXP-OUT-FIRE
MARSHALL'S                1                               4/98   8.00   243,512                           CAM ADMIN
                                                          4/02   8.25   251,122                           REAL ESTATE TAXES
                                                          4/05   8.50   258,732                           LIABILITY INS
                                                          4/08   8.75   266,341

                                                    1-60         9.50   289,170   2.00 UNLIMITED  NATURAL EXP-OUT-FIRE
                                                                                                          CAM ADMIN
                                                                                                          REAL ESTATE TAXES
                                                                                                          LIABILITY INS

                                                    2-60        10.00   304,390   2.00 UNLIMITED  NATURAL EXP-OUT-FIRE
                                                                                                          CAM ADMIN
                                                                                                          REAL ESTATE TAXES
                                                                                                          LIABILITY INS
                                                    3-60        10.50   319,610   2.00 UNLIMITED  NATURAL EXP-OUT-FIRE
                                                                                                          CAM ADMIN
                                                                                                          REAL ESTATE TAXES
                                                                                                          LIABILITY INS

# 11-SUITE E000           2   12,033  5/96   1/06      -        11.00   132,363   3.00 UNLIMITED  NATURAL EXP-OUT+GFIR+MG 15
NILL BROTHER SPORT        6                               5/01  12.40   149,209                           RE TAX W/15%
                                                                                                          LIAB INS W/15%
                                                                                                          PROP INS W/15%

                                                    1-60        14.54   174,960   3.00 UNLIMITED  NATURAL EXP-OUT+GFlR+MG 15
                                                                                                          RE TAX W/15%
                                                                                                          LIAB INS W/15%
                                                                                                          PROP INS W/15%

                                                    2-60        16.73   201,312   3.00 UNLIMITED  NATURAL EXP-OUT+GFIR+MG 15
                                                                                                          RE TAX W/15%
                                                                                                          LIAB INS W/15%
                                                                                                          PROP INS W/15%

                   PRIMARY/                                              ANNUAL
                  SECONDARY   SQUARE  LEASE  LEASE  OPTION   MINIMUM    MINIMUM  OVERAGE  CEILING BREAKPOINT
   TENANT           CODES      FEET   BEGIN   END    #/MOS   RENT/SF      RENT      %     (000'S)   (000'S)    RECOVERIES
-----------------------------------------------------------------------------------------------------------------------------------
# 12-SUITE F000           2   15,003   5/96   4/11     -             8.25    123,775                  NATURAL EXP-OUT+GFIR+MG 12
COOMERS CRAFTS            6                               5/98       9.00    135,027                          RE TAX W/12%
                                                          5/01       9.90    148,530                          LIAB INS W/12%
                                                          5/06      10.80    162,032                          PROP INS w/12%

# 13-SUITE H000           1   50,640   4/96   3/16     -             8.00    405,120                  NATURAL EXP-OUT-FIRE+MG 10
RHODES FURNITURE          1                               4/01       9.25    468,420                          REAL ESTATE TAXES
                                                          4/06      10.50    531,720                          PROPERTY INS
                                                          4/11      11.75    595,020                          LIABILITY INS

                                                    1-60            13.99    708,400                  NATURAL EXP-OUT-FIRE+MG 10
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INS
                                                                                                              LIABILITY INS

                                                    2-60            15.99    809,600                  NATURAL EXP-OUT-FIRE+MG 10
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INS
                                                                                                              LIABILITY INS

# 14-SUITE I000           1   30,000   4/96   3/11     -            13.25    397,500                  NATURAL EXP-OUT-FIRE 10%
BARNES NOBLE              1                               4/01      14.50    435,000                          REAL ESTATE TAXES
                                                          4/06      15.75    472,500                          PROPERTY INS
                                                                                                              LIABILITY INS

                                                    1-60            17.00    510,000                  NATURAL EXP-OUT-FIRE 10%
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INS
                                                                                                              LIABILITY INS

                                                    2-60            18.25    547,500                  NATURAL EXP-OUT-FIRE 10%
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INS
                                                                                                              LIABILITY INS

# 15-SUITE J000           1   63,800   1/96  12/15     -            13.50    861,300  8.00 UNLIMITED  NATURAL EXP-OUT-FIRE 10%
AMC THEATRES              1                               1/98      14.75    941,050                          REAL ESTATE TAXES
                                                          1/02      15.50    988,900                          LIABILITY INS
                                                          1/06      16.50  1,052,700
                                                          1/10      17.50  1,116,500
                                                          1/14      19.00  1,212,200
                                                    1-60            20.50  1,307,900  8.00 UNLIMITED  NATURAL EXP-OUT-FIRE 10%
                                                                                                              REAL ESTATE TAXES
                                                                                                              LIABILITY INS

                                                    2-60            22.00  1,403,600  8.00 UNLIMITED  NATURAL EXP-OUT-FIRE lO%
                                                                                                              REAL ESTATE TAXES
                                                                                                              LIABILITY INS

                                                    3-60            23.50  1,499,300  8.00 UNLIMITED  NATURAL EXP-OUT-FIRE lO%
                                                                                                              REAL ESTATE TAXES
                                                                                                              LIABILITY INS

                                                    4-60            23.50  1,499,300  8.00 UNLIMITED  NATURAL EXP-OUT-FIRE lO%
                                                                                                              REAL ESTATE TAXES
                                                                                                              LIABILITY INS

# 16-SUITE J000           1        1  10/97  12/15     -        %80000.00     80,000                  NATURAL NONE
AMC EXPANSION             1
                                                    1-60        %80000.00     80,000                  NATURAL NONE

                   PRIMARY/                                              ANNUAL
                  SECONDARY   SQUARE  LEASE  LEASE  OPTION   MINIMUM    MINIMUM  OVERAGE  CEILING BREAKPOINT
   TENANT           CODES      FEET   BEGIN   END    #/MOS   RENT/SF      RENT      %     (000'S)   (000'S)    RECOVERIES
-----------------------------------------------------------------------------------------------------------------------------------
                                                    2-60       %80000.00  80,000                       NATURAL NONE

                                                    3-60       %80000.00  80,000                       NATURAL NONE

                                                    4-60       %80000.00  80,000                       NATURAL NONE

#17-SUITE K005            2    6,800   5/96   1/97     -            0.00       0   5.00 UNLIMITED      NATURAL EXP-OUT+GFIR 15%
KUPPENHEIMER              5                                                                                    REAL ESTATE TAXES
                                                                                                               PROPERTY INS
                                                                                                               LIABILITY INS

#18-SUITE K005            2    6,800   3/98   2/03     -           14.50   98,600  5.00 UNLIMITED      NATURAL EXP-OUT+GFIR 15%
PROFORMA VACANT           5                                                                                    REAL ESTATE TAXES
                                                                                                               PROPERTY INS
                                                                                                               LIABILITY INS

#19-SUITE K004            2    1,200   7/96   6/01     -           16.00   19,200  4.00 UNLIMITED          500 EXP-OUT+GFIR 15%
GREAT CLIPS               3                                7/98    17.50   21,000                              RE TAX W/15%
                                                                                                               PROPERTY INS
                                                                                                               LIABILITY INS

#20-SUITE K003            2    2,000   8/96   7/01     -           16.50   33,000                      NATURAL EXP-OUT+GFIR+NG 15
COMPUTER RENNAISAN        3                                8/98    17.00   34,000                              RE TAX W/15%
                                                           8/99    17.50   35,000                              LIAB INS W/15%
                                                           8/00    18.00   36,000                              PROP INS W/15%

#21-SUITE KOOl            2    4,500   5/97   4/02     -           15.00   67,500                      NATURAL EXP-OUT+GFIR+MG 15
MATTRESS FIRM             4                                5/00    16.50   74,250                              RE TAX W/15%
                                                                                                               LIAB INS W/15%
                                                                                                               PROP INS W/15%

#22-SUITE K002            2    3,500  10/97   9/02     -           12.25   42,875                      NATURAL EXP-OUT+GFIR+MG 15
SPEC TENANT               4                               10/99    13.25   46,375                              REAL ESTATE TAXES
                                                          10/00    14.50   50,750                              LIAB INS W/15%
                                                                                `                              PROP INS w/15%

#23-SUITE OUT1            4    6,600   5/95  12/44     -            0.00        0                      NATURAL FIXED CAM
CHILI'S                   8

#24-SUITE OUT2            4    3,500   3/96  12/45     -            0.00        0                      NATURAL FIXED CAM
FAZOLI'S                  8

#25-SUITE OUT3            4    7,000   7/96  12/45     -            0.00        0                      NATURAL FIXED CAM
SMOKEHOUSE BBQ            8
                             -------
                             388,963
                             =======

                          PRO-JECT ASSUMPTIONS REPORT

                            INDEPENDENCE COMMONS 8/97
                            PROJECT DESIGNATOR: INDC
                            REVISION: 7/11/97 @ 15:15
                           PROJECT ASSUMPTIONS REPORT
                                EXCLUDING TENANTS
                                 7/25/97 @ 16:19

BUILDING PROLOGUE
-----------------

LEASEHOLD ANALYSIS OF INDEPENDENCE COMMONS 8/97 BEGINNING 8/1997 FOR 20 YEARS ON A FISCAL YEAR BASIS

AREA MEASURES
-------------

TGLA
DESCRIBED AS TOTAL CENTER GLA (INCLUDES OUTPARCELS)
1997 VALUE -    382,162
THEREAFTER - CONSTANT

OCCA
DESCRIBED AS TOTAL CENTER OCCUPIED AREA (INCLUDES OUTPARCELS)
1997 VALUE -    371,804
1998 VALUE -    381,030
1999 VALUE -    382,163
2000 VALUE -    382,163
2001 VALUE -    375,247
2002 VALUE -    380,163
2003 VALUE -    380,463
2004 VALUE -    382,163
2005 VALUE -    382,163
2006 VALUE -    377,841
2007 VALUE -    378,444
2008 VALUE -    379,588
2009 VALUE -    382,163
2010 VALUE -    382,163
2011 VALUE -    377,706
2012 VALUE -    375,204
2013 VALUE -    379,213
2014 VALUE -    382,163
2015 VALUE -    382,163
2016 VALUE -    367,382
THEREAFTER - CONSTANT

OGLA
DESCRIBED AS OUTPARCEL GLA (CHILI'S, FAZZOLI'S, SMOKEHOUSE BBQ)
1997 VALUE -     17,100
THEREAFTER - CONSTANT

CGLA
DESCRIBED AS CENTER GLA (EXCLUDES OUTPARCELS)
+100.0% OF TGLA-100.0% OF OGLA

OCGL
DESCRIBED AS OCCUPIED CENTER GLA (EXCLUDES OUTPARCELS)
+100.0% OF OCCA-100.0% OF OGLA

PIEX
DESCRIBED AS GLA EXCLUDED FOR PROP INS ALLOCATION (EXCL MARSHALL'S, AMC AND ALL OUTPARCELS)
1997 VALUE -    111,339
THEREAFTER - CONSTANT

PIGL
DESCRIBED AS GLA FOR PROP INS ALLOCATION
+100.0% OF TGLA-100.0% OF PIEX

GROWTH RATES
------------

GREN
1997 VALUE -       3.00
THEREAFTER - CONSTANT

GEXP
1997 VALUE -       3.00
THEREAFTER - CONSTANT

GCPI
1997 VALUE -       3.00
THEREAFTER - CONSTANT

GSAL
1997 VALUE -       3.00
THEREAFTER - CONSTANT

MARKET RATES
------------

STRU
1997 VALUE -       0.10
THEREAFTER - CONSTANT

MRBB
1997 VALUE -      13.50
THEREAFTER - GROWING AT GROWTH RATE GREN

MRBK
1997 VALUE -      14.50
THEREAFTER - GROWING AT GROWTH RATE GREN

MRB1
1997 VALUE -      12.50
THEREAFTER - GROWING AT GROWTH RATE GREN

MRBF
1997 VALUE -      11.00
THEREAFTER - GROWING AT GROWTH RATE GREN

NCOM
1997 VALUE -       3.00
THEREAFTER - CONSTANT

RCOM
1997 VALUE -       0.00
THEREAFTER - CONSTANT

BCOM
+30.0% OF NCOM +70.0% OF RCOM

NALT
1997 VALUE -       2.00
THEREAFTER - GROWING AT GROWTH RATE GEXP

RALT
1997 VALUE -       0.00
THEREAFTER - GROWING AT GROWTH RATE GEXP

BALT
+30.0% OF NALT +70.0% OF RALT

RSTP
1997 VALUE -       0.00
THEREAFTER - CONSTANT

MISCELLANEOUS INCOMES
---------------------

NONE

EXPENSES
--------

MANAGEMENT FEES     , REFERRED TO AS MGMT
DESCRIBED AS MANAGEMENT FEES
AN INFORMATIONAL EXPENSE
1997 VALUE -    188,971
1998 VALUE -    201,175
1999 VALUE -    203,806
2000 VALUE -    205,776
2001 VALUE -    207,947
2002 VALUE -    218,022
2003 VALUE -    220,920
2004 VALUE -    224,090
2005 VALUE -    226,197
2006 VALUE -    233,369
2007 VALUE -    240,086
2008 VALUE -    244,142
2009 VALUE -    248,945
2010 VALUE -    253,669
2011 VALUE -    258,630
2012 VALUE -    265,149
2013 VALUE -    273,014
2014 VALUE -    283,147
2015 VALUE -    285,388
2016 VALUE -    283,761
THEREAFTER - CONSTANT

OUTPARCEL CONTRIB , REFERRED TO AS OUTP
DESCRIBED AS OUTPARCEL CONTRIBUTION
AN INFORMATIONAL EXPENSE
1997 VALUE -       4,500
1998 VALUE -       4,500
1999 VALUE -       4,500
2000 VALUE -       4,500
2001 VALUE -       5,355
2002 VALUE -       5,355
2003 VALUE -       5,355
2004 VALUE -       5,355
2005 VALUE -       5,355
2006 VALUE -       6,210
2007 VALUE -       6,210
2008 VALUE -       6,210
2009 VALUE -       6,210
2010 VALUE -       6,210
2011 VALUE -       7,065
THEREAFTER - CONSTANT

FIRE PROTECTION     , REFERRED TO AS FIRE
DESCRIBED AS NET FIRE PROTECTION EXPENSE
AN INFORMATIONAL EXPENSE
1997 VALUE -       2,800
THEREAFTER - GROWING AT GROWTH RATE GEXP

GROSSED UP FIRE     , REFERRED TO AS GFIR
DESCRIBED AS GROSSED UP FIRE PROTECTION (/.19065)
AN INFORMATIONAL EXPENSE
1997 VALUE -      14,687
THEREAFTER - GROWING AT GROWTH RATE GEXP

TOTAL CAM EXPENSE , REFERRED TO AS CAME
DESCRIBED AS TOTAL CAM EXPENSE

CHARGED AGAINST NET OPERATING INCOME
1997 VALUE -    295,180
THEREAFTER - GROWING AT GROWTH RATE GEXP

EXP-OUT-FIRE       , REFERRED TO AS 1CAM
DESCRIBED AS TOTAL CAM EXPENSE LESS OUTPARCEL CONT AND FIRE PROTECTION AN INFORMATIONAL EXPENSE
+100.0% OF CAME-100.0% OF OUTP
-100.0% OF FIRE

EXP-OUT-FIRE 6%   , REFERRED TO AS 1C06
DESCRIBED AS TOTAL CAM LESS OUTPARCEL CONT AND FIRE PROTECTION W/6% ADMIN AN INFORMATIONAL EXPENSE
+106.0% OF 1CAM

EXP-OUT-FIRE 10%  , REFERRED TO AS 1C10
DESCRIBED AS TOTAL CAM LESS OUTPARCEL CONT AND FIRE PROTECTION W/10% ADMIN AN INFORMATIONAL EXPENSE
+110.0% OF 1CAM

EXP-OUT-FIRE+MG   , REFERRED TO AS 2CAM
DESCRIBED AS TOTAL CAM LESS OUTPARCEL CONT AND FIRE PROTECTION PLUS MGMT FEES AN INFORMATIONAL EXPENSE
+100.0% OF 1CAM+100.0% OF MGMT

EXP-OUT-FIRE+MG 10, REFERRED TO AS 2C10
DESCRIBED AS TOTAL CAM LESS OUTPARCEL CONT AND FIRE PROTECTION PLUS MGMT FEES AND 10% ADMIN
AN INFORMATIONAL EXPENSE
+110.0% OF 2CAM

EXP-OUT+GFIR       , REFERRED TO AS 3CAM
DESCRIBED AS TOTAL CAM LESS OUTPARCEL CONT PLUS GROSSED UP FIRE
AN INFORMATIONAL EXPENSE
+100.0% OF 1CAM+100.0% OF GFIR

EXP-OUT+GFIR 10%  , REFERRED TO AS 3C10
DESCRIBED AS TOTAL CAM LESS OUTPARCEL CONT PLUS GROSSED UP FIRE AND 10% ADMIN AN INFORMATIONAL EXPENSE
+110.0% OF 3CAM

EXP-OUT+GFIR 12%  , REFERRED TO AS 3C12
DESCRIBED AS TOTAL CAM LESS OUTPARCEL CONT PLUS GROSSED UP FIRE AND 12% ADMIN AN INFORMATIONAL EXPENSE
+112.0% OF 3CAM

EXP-OUT+GFIR 15%  , REFERRED TO AS 3C15
DESCRIBED AS TOTAL CAM LESS OUTPARCEL CONT PLUS GROSSED UP FIRE AND 15% ADMlN AN INFORMATIONAL EXPENSE
+115.0% OF 3CAM

EXP-OUT+GFIR+MG   , REFERRED TO AS 4CAM
DESCRIBED AS TOTAL CAM LESS OUTPARCEL CONT PLUS GROSSED UP FIRE AND MGMT FEES AN INFORMATIONAL EXPENSE
+100.0% OF 3CAM+100.0% OF MGMT

EXP-OUT+GFIR+MG 10, REFERRED TO AS 4C10
DESCRIBED AS TOTAL CAM LESS OUTPARCEL CONT PLUS GROSSED UP FIRE AND MGMT FEES W/10% ADMIN
AN INFORMATIONAL EXPENSE
+110.0% OF 4CAM

EXP-OUT+GFIR+MG 12, REFERRED TO AS 4C12
DESCRIBED AS TOTAL CAM LESS OUTPARCEL CONT PLUS GROSSED UP FIRE AND MGMT FEES W/12% ADMIN
AN INFORMATIONAL EXPENSE
+112.0% OF 4CAM

EXP-OUT+GFIR+MG 15, REFERRED TO AS 4C15
DESCRIBED AS TOTAL CAM LESS OUTPARCEL CONT PLUS GROSSED UP FIRE AND MGMT FEES W/15% ADMIN
AN INFORMATIONAL EXPENSE
+115.0% OF 4CAM

REAL ESTATE TAXES  , REFERRED TO AS RETX
DESCRIBED AS REAL ESTATE TAXES
CHARGED AGAINST NET OPERATING INCOME
1997 VALUE -    592,000
THEREAFTER - GROWING AT GROWTH RATE GEXP

RE TAX W/15%       , REFERRED TO AS RE15
DESCRIBED AS REAL ESTATE TAXES W/15% ADMIN
AN INFORMATIONAL EXPENSE
+115.0% OF RETX

PROPERTY INS       , REFERRED TO AS PINS
DESCRIBED AS PROPERTY INSURANCE
AN INFORMATIONAL EXPENSE
1997 VALUE -     29,644
THEREAFTER - GROWING AT GROWTH RATE GEXP

LIABILITY INS     , REFERRED TO AS LINS
DESCRIBED AS LIABILITY INSURANCE
AN INFORMATIONAL EXPENSE
1997 VALUE -     79,920
THEREAFTER - GROWING AT GROWTH RATE GEXP

TOTAL INS EXPENSE , REFERRED TO AS INSE
DESCRIBED AS TOTAL INSURANCE EXPENSE
CHARGED AGAINST NET OPERATING INCOME
+100.0% OF PINS+100.0% OF LINS

LIAB INS W/15%    , REFERRED TO AS LI15
DESCRIBED AS LIABILITY INSURANCE W/15% ADMIN
AN INFORMATIONAL EXPENSE
+115.0% OF LINS

PROP INS W/15%    , REFERRED TO AS PI15
DESCRIBED AS PROPERTY INS W/15% ADMIN
AN INFORMATIONAL EXPENSE
+115.0% OF PINS

RE TAX W/12%  , REFERRED TO AS RE12
AN INFORMATIONAL EXPENSE
+112.0% OF RETX

LIAB INS W/12%    , REFERRED TO AS LI12
AN INFORMATIONAL EXPENSE
+112.0% OF LINS

PROP INS W/12%    , REFERRED TO AS PI12
AN INFORMATIONAL EXPENSE
+112.0% OF PINS

MISC. EXPENSE     , REFERRED TO AS MSCE
CHARGED AGAINST NET OPERATING INCOME
1997 VALUE -     25,000
THEREAFTER - GROWING AT GROWTH RATE GEXP

VACANCY ALLOWANCE
-----------------

PERCENTAGE OF POTENTIAL GROSS INCOME
FOR ALL TENANTS SUBJECT TO VACANCY
1997 VALUE -     3.00

THEREAFTER - CONSTANT


MANAGEMENT FEE
--------------

PERCENTAGE OF GROSS RENTAL INCOME
FOR ALL TENANTS
PASSED THROUGH TO TENANTS USING EXPENSE MGMT
1997 VALUE -        4.00
THEREAFTER - CONSTANT


COMMISSION CALCULATIONS
-----------------------

STANDARD METHOD #1 -    0.000% OF TOTAL RENT

STANDARD METHOD #2 -    0.000% OF TOTAL RENT

STANDARD METHOD #3 -    0.000% OF TOTAL RENT

STANDARD METHOD #4 -    0.000% OF TOTAL RENT

STANDARD METHOD #5 -    0.000% OF TOTAL RENT


COMMISSION PAYOUTS
------------------

STANDARD METHOD #1 - CASHED OUT

STANDARD METHOD #2 - CASHED OUT

STANDARD METHOD #3 - CASHED OUT

STANDARD METHOD #4 - CASHED OUT

STANDARD METHOD #5 - CASHED OUT


ALTERATION CALCULATION
----------------------

NONE


ALTERATION PAYOUTS
------------------

STANDARD METHOD #1 - CASHED OUT

STANDARD METHOD #2 - CASHED OUT

STANDARD METHOD #3 - CASHED OUT

STANDARD METHOD #4 - CASHED OUT

STANDARD METHOD #5 - CASHED OUT


COMMON AREA MAINTENANCE POOL
----------------------------

NONE

CAPITAL EXPENDITURES
--------------------

STRUCTURAL RESERVE
MARKET RATE STRU MULTIPLIED BY AREA MEASURE CGLA


PRIMARY CLASSIFICATION CODES
----------------------------

      1 - ANCHOR
      2 - IN LINE SHOP
      3 - OUTPARCEL (OWNED)
      4 - OUTPARCEL (SOLD)


SECONDARY CLASSIFICATION CODES
------------------------------

      1 - ANCHOR
      2 - IN LINE < 1000
      3 - IN LINE 1000-2999
      4 - IN LINE 3000-4999
      5 - IN LINE 5000-10000
      6 - IN LINE > 10000
      7 - OUTPARCEL (OWNED)
      8 - OUTPARCEL (SOLD)



COST CENTERS
------------

      1 - CAM
      2 - REAL ESTATE TAXES
      3 - INSURANCE


SALES VOLUME PROFILE
--------------------

                 PERCENT OF         RELATIVE
MONTH           ANNUAL SALES        VOLUME
-----           ------------        --------
JAN                 8.33%              1.00
FEB                 8.33%              1.00
MAR                 8.33%              1.00
APR                 8.33%              1.00
MAY                 8.33%              1.00
JUN                 8.33%              1.00
JUL                 8.33%              1.00
AUG                 8.33%              1.00
SEP                 8.33%              1.00
OCT                 8.33%              1.00
NOV                 8.33%              1.00
DEC                 8.33%              1.00
                    ----               ----
TOTALS            100.00%             12.00


GLOBAL RECOVERIES
-----------------

NONE

TENANT PROLOGUE
---------------

MINIMUM RENTS:
SPECIFIED AMOUNTS INTERPRETED AS AMOUNTS/YEAR
MARKET RATES INTERPRETED AS AMOUNTS/SQUARE FOOT/YEAR

SALES VOLUMES AND BREAKPOINTS:
SPECIFIED AMOUNTS INTERPRETED AS AMOUNTS/YEAR
MARKET RATES INTERPRETED AS AMOUNTS/SQUARE FOOT/YEAR

RENEWAL RENTS ARE COMPOUNDED ANNUALLY
RELETTING DOWNTIME AND EXPENSES ARE NOT CONDITIONAL ON GOING TO MARKET


REFERENCE TENANTS
-----------------

NONE

                        PRO-JECT LEASE EXPIRATION REPORT

                            INDEPENDENCE COMMONS 8/97
                            PROJECT DESIGNATOR: INDC
                            REVISION: 7/11/97 @ 15:15
                                EXPIRATION REPORT
                        YEARS 1998 TO 2008, ALL TENANTS,
                     INCLUDING OPTIONS, EXCLUDING RENEWALS,
                    EXCLUDING BASE LEASES AND PRIOR OPTIONS,
                      BASE RENTS INCLUDING CPI ADJUSTMENTS,
                           INCLUDING PERCENTAGE RENTS
                                 7/21/97 @ 17:57

                                                 TERM/        BASE                   TOTAL       MARKET
TENANT                        SQUARE FT       END DATE     RENT/SF     RECV/SF     RENT/SF      RENT/SF
------                        ---------       --------     -------     -------     -------      -------
# 7-SUITE B006                                 INITIAL
JENNY CRAIG                       2,228         4/2001       13.50        3.85       17.35        15.19

# 8-SUITE B007                                 INITIAL
SALLY BEAUTY                      2,010         4/2001       12.00        3.92       15.92        15.19

# 3-SUITE B002                                 INITIAL
SOUTHWEST BELL                    4,000         6/2001       13.50        3.85       17.35        15.19

# 5-SUITE B004                                 INITIAL
OH GERRY OPTICAL                  3,015         6/2001       13.50        4.25       17.75        15.19

# 19-SUITE K004                                INITIAL
GREAT CLIPS                       1,200         6/2001       17.50        3.54       21.04        16.32

# 20-SUITE K003                                INITIAL
COMPUTER RENNAISAN                2,000         7/2001       18.00        4.25       22.25        16.32
                                  -----                      -----        ----       -----        -----
6 FY101 EXPIRATIONS              14,453                      14.25        3.97       18.22        15.44


# 2-SUITE B001                                 INITIAL
HALLMARK SHOWCASE                 7,500         8/2001       13.00        3.24       16.24        14.07

# 6-SUITE B005                                 INITIAL
SHOE CENTS                        3,000         8/2001       12.00        4.25       16.25        15.19

# 4-SUITE B003                                 INITIAL
PERFUME PIZAZZ                    2,710         9/2001       14.00        4.25       18.25        15.19

# 21-SUITE K001                                INITIAL
MATTRESS FIRM                     4,500         4/2002       16.50        4.39       20.89        16.81
                                  -----                      -----        ----       -----        -----
4 FY102 EXPIRATIONS              17,710                      13.87        3.86       17.73        15.13
                                  -----                      -----        ----       -----        -----
10 CUMULATIVE EXPS               32,163                      14.04        3.91       17.95        15.27


# 22-SUITE K002                                INITIAL
SPEC TENANT                       3,500         9/2002       14.50        4.11       18.61        16.81

# 18-SUITE K005                                INITIAL
PROFORMA VACANT                   6,800         2/2003       14.50        3.47       17.97        17.31
                                  -----                      -----        ----       -----        -----
2 FY103 EXPIRATIONS              10,300                      14.50        3.68       18.18        17.14
                                  -----                      -----        ----       -----        -----
12 CUMULATIVE EXPS               42,463                      14.15        3.85       18.01        15.72

                       CUSHMAN & WAKEFIELD INVESTOR SURVEY

Retail Market

Neighborhood and Community Centers

========================================================================================================================
                               Capitalization Rates                               Growth Rate
                        -------------------------------      Internal      -------------------------  Typical Projection
                            Going-In         Terminal     Rate of Return      Income      Expenses     Period (Years)
                           Low    High     Low    High      Low    High     Low   High    Low   High     Low   High
------------------------------------------------------------------------------------------------------------------------

Class A - Leased Asset
------------------------------------------------------------------------------------------------------------------------
                          9.0%   10.5%     9.5%  10.5%    11.0%   12.5%     3.5%  3.5%    3.5%  3.5%    10.0  10.0
                          9.5%   10.0%    10.0%  10.0%    12.5%   12.5%     3.0%  3.0%    3.0%  3.0%    10.0  10.0
                         10.0%   10.0%    10.5%  10.5%    15.0%   15.0%     4.0%  4.0%    4.0%  4.0%     5.0   7.0
                         10.3%   10.3%    10.8%  10.8%    13.0%   13.0%     2.0%  2.0%    4.0%  4.0%     7.0   7.0
                          9.8%    9.8%    10.3%  10.3%    11.5%   11.5%     3.8%  4.0%    4.0%  4.0%    10.0  10.0
                          9.0%   10.0%                                      3.0%  3.0%    4.0%  4.0%    10.0  10.0
                          9.0%    9.0%     9.5%  10.0%    11.0%   11.0%     3.0%  4.0%    3.0%  4.0%     7.0  10.0
                          8.5%    9.5%     9.5%  11.0%    11.0%   11.0%     3.5%  4.0%    3.5%  4.0%    11.0  11.0
-----------------------------------------------------------------------------------------------------------------------
         Responses           8       8        7      7        7       7        8     8       8     8       8     8
         Average (%)      9.4%    9.9%    10.0%  10.4%    12.1%   12.4%     3.2%  3.4%    3.6%  3.8%     8.8   9.4
-----------------------------------------------------------------------------------------------------------------------

Class B - Leased Asset
-----------------------------------------------------------------------------------------------------------------------
                         10.8%   10.8%    11.3%  11.3%    14.0%   14.0%     2.0%  2.0%    4.0%  4.0%     7.0   7.0
                          9.0%   10.0%                                      3.0%  3.0%    4.0%  4.0%    10.0  10.0
                          8.5%    9.5%     9.5%  11.0%    11.0%   11.0%     3.5%  4.0%    3.5%  4.0%    11.0  11.0
                          9.5%    9.5%    10.0%  11.0%    12.0%   12.0%     3.0%  4.0%    3.0%  4.0%     7.0  10.0
                          9.5%   10.5%
-----------------------------------------------------------------------------------------------------------------------
         Responses           5       5        3      3        3       3        4     4       4     4       4     4
         Average (%)      9.5%   10.1%    10.3%  11.1%    12.3%   12.3%     2.9%  3.3%    3.6%  4.0%     8.8   9.5
-----------------------------------------------------------------------------------------------------------------------

Class A - Value Added
----------------------------------------------------------------------------------------------------------------------
                         10.0%   11.0%    10.0%  11.0%    16.0%   20.0%     4.0%  4.0%    3.0%  3.0%    10.0  10.0
                          9.0%   10.0%                                      3.0%  3.0%    4.0%  4.0%    10.0  10.0
                          8.5%    9.5%     9.5%  11.0%    11.0%   11.0%     3.5%  4.0%    3.5%  4.0%    11.0  11.0
                          9.5%    9.5%     9.5%  10.0%    13.0%   13.0%     3.0%  4.0%    3.0%  4.0%     7.0  10.0
                          9.0%   10.0%
                         11.0%   11.0%     9.5%   9.5%    16.0%   16.0%     3.0%  3.0%    3.0%  3.0%     3.0   3.0
----------------------------------------------------------------------------------------------------------------------
         Responses           6       6        4      4        4       4        5     5       5     5       5     5
         Average (%)      9.5%   10.2%     9.6%  10.4%    14.0%   15.0%     3.3%  3.6%    3.3%  3.6%     8.2   8.8
----------------------------------------------------------------------------------------------------------------------

Class B - Value Added
----------------------------------------------------------------------------------------------------------------------
                         10.0%   11.0%    10.0%  11.0%    16.0%   20.0%     4.0%  4.0%    3.0%  3.0%    10.0  10.0
                          9.0%   10.0%                                      3.0%  3.0%    4.0%  4.0%    10.0  10.0
                          8.5%    9.5%     9.5%  11.0%    11.0%   11.0%     3.5%  4.0%    3.5%  4.0%    11.0  11.0
                         10.0%   10.0%    10.0%  11.0%    14.0%   14.0%     3.0%  4.0%    3.0%  4.0%     7.0  10.0
                         11.0%   11.0%    10.5%  10.5%    16.0%   16.0%     3.0%  3.0%    3.0%  3.0%     3.0   3.0
----------------------------------------------------------------------------------------------------------------------
         Responses           5       5        4      4        4       4        5     5       5     5       5     5
         Average (%)      9.7%   10.3%    10.0%  10.9%    14.3%   15.3%     3.3%  3.6%    3.3%  3.6%     8.2   8.8
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
Total Responses             24      24       18     18       18      18       22    22      22    22      22    22
Weighted Average (%)      9.5%   10.1%    10.0%  10.7%    13.2%   13.7%     3.2%  3.5%    3.5%  3.8%     8.5   9.1
----------------------------------------------------------------------------------------------------------------------

     "Leased Asset" refers to predominantly "passive" investments involving substantially leased Properties

     "Value Added" denotes properties which require more active management involvement due to leasing issues and/or additional capital investment for physical issues

                            ----------------------------------------------------
                                 Cushman & Wakefield Valuation Advisory Services
                                          National Investor Survey - Autumn 1996


REAL ESTATE OUTLOOK

Retail Market
Power Center & "Big Box"

========================================================================================================================
                               Capitalization Rates                               Growth Rate
                        -------------------------------      Internal      -------------------------  Typical Projection
                            Going-In         Terminal     Rate of Return      Income      Expenses     Period (Years)
                           Low    High     Low    High      Low    High     Low   High    Low   High     Low   High
------------------------------------------------------------------------------------------------------------------------

Class A - Leased Asset
------------------------------------------------------------------------------------------------------------------------
                          9.0%    9.0%     9.5%   9.5%    11.0%   11.0%     3.0%  3.0%    3.0%  3.0%    10.0  10.0
                         10.0%   10.0%     9.5%   9.5%    15.0%   15.0%     4.0%  4.0%    4.0%  4.0%     5.0  10.0
                         10.5%   10.5%    10.5%  10.5%    11.0%   12.0%     2.0%  2.0%    3.0%  3.0%    10.0  10.0
                          9.5%    9.5%    10.0%  10.0%    11.4%   11.4%     3.8%  3.8%    4.0%  4.0%    10.0  10.0
                          8.5%    9.5%     9.5%  11.0%    11.0%   11.0%     3.5%  4.0%    3.5%  4.0%    11.0  11.0
                          9.5%    9.5%     9.5%  10.0%    11.0%   11.5%     3.0%  3.5%    3.0%  3.5%    10.0  10.0
                          9.3%    9.3%     9.5%  10.0%    10.5%   10.5%     3.0%  4.0%    3.0%  4.0%     7.0  10.0
                          9.0%    9.0%
                          9.0%    9.5%     9.5%  10.0%    11.0%   11.0%     4.0%  4.0%    4.0%  4.0%    10.0  10.0
-----------------------------------------------------------------------------------------------------------------------
         Responses           9       9        8      8        8       8        8     8       8     8       8     8
         Average (%)      9.4%    9.5%     9.7%  10.1%    11.5%   11.7%     3.3%  3.5%    3.4%  3.7%     9.1  10.1
-----------------------------------------------------------------------------------------------------------------------

Class B - Leased Asset
-----------------------------------------------------------------------------------------------------------------------
                         10.8%   10.8%    10.8%  10.8%    11.0%   12.0%     2.0%  3.0%    3.0%  3.0%    10.0  10.0
                          8.5%    9.5%     9.5%  11.0%    11.0%   11.0%     3.5%  4.0%    3.5%  4.0%    11.0  11.0
                         10.0%   10.0%    10.0%  10.0%    11.0%   11.0%     3.0%  4.0%    3.0%  4.0%     7.0  10.0
-----------------------------------------------------------------------------------------------------------------------
         Responses           3       3        3      3        3       3        3     3       3     3       3     3
         Average (%)      9.8%   10.1%    10.1%  10.6%    11.0%   11.3%     2.8%  3.7%    3.2%  3.7%     9.3  10.3
-----------------------------------------------------------------------------------------------------------------------

Class A - Value Added
-----------------------------------------------------------------------------------------------------------------------
                         10.8%   10.8%    10.8%  10.8%    12.0%   12.0%     2.0%  2.0%    3.0%  3.0%    10.0  10.0
                          8.5%    9.5%     9.5%  11.0%    11.0%   11.0%     3.5%  4.0%    3.5%  4.0%    11.0  11.0
                          9.5%    9.5%    10.0%  10.0%    13.0%   13.0%     3.0%  4.0%    3.0%  4.0%     7.0  10.0
-----------------------------------------------------------------------------------------------------------------------
         Responses           3       3        3      3        3       3        3     3       3     3       3     3
         Average (%)      9.6%    9.9%    10.1%  10.6%    12.0%   12.0%     2.8%  3.3%    3.2%  3.7%     9.3  10.3
-----------------------------------------------------------------------------------------------------------------------

Class B - Value Added
-----------------------------------------------------------------------------------------------------------------------
                         11.0%   11.0%    10.8%  10.8%    12.0%   12.0%     2.0%  2.0%    3.0%  3.0%    10.0  10.0
                          8.5%    9.5%     9.5%  11.0%    11.0%   11.0%     3.5%  4.0%    3.5%  4.0%    11.0  11.0
                                                          15.0%   15.0%     3.0%  4.0%    3.0%  4.0%     7.0  10.0
-----------------------------------------------------------------------------------------------------------------------
         Responses           2       2        2      2        3       3        3     3       3     3       3     3
         Average (%)      9.8%   10.3%    10.1%  10.9%    12.7%   12.7%     2.8%  3.3%    3.2%  3.7%     9.3  10.3
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
Total Responses             17      17       16     16       17      17       17    17      17    17      17    17
Weighted Average (%)      9.6%    9.9%    10.0%  10.5%    11.8%   11.9%     2.9%  3.5%    3.2%  3.7%     9.3  10.3
-----------------------------------------------------------------------------------------------------------------------

     "Leased Asset" refers to predominantly "passive" investments involving substantially leased Properties

     "Value Added" denotes properties which require more active management involvement due to leasing issues and/or additional capital investment for physical issues

                            ----------------------------------------------------
                                 Cushman & Wakefield Valuation Advisory Services
                                          National Investor Survey - Autumn 1996


REAL ESTATE OUTLOOK

Retail Market

Regional Malls

========================================================================================================================
                               Capitalization Rates                               Growth Rate
                        -------------------------------      Internal      -------------------------  Typical Projection
                            Going-In         Terminal     Rate of Return      Income      Expenses     Period (Years)
                           Low    High     Low    High      Low    High     Low   High    Low   High     Low   High
------------------------------------------------------------------------------------------------------------------------

Class A - Leased Asset
------------------------------------------------------------------------------------------------------------------------
                          7.5%    7.5%     5.0%   8.0%    11.3%   11.3%     4.0%  4.0%    4.0%  4.0%    10.0  10.0
                          9.0%    9.0%     9.0%   9.0%    15.0%   15.0%     4.0%  4.0%    4.0%  4.0%     5.0   5.0
                          7.5%    7.5%     7.8%   7.8%    12.0%   12.0%     1.5%  2.0%    3.0%  3.0%    10.0  10.0
                          9.0%                                              3.0%  3.0%    4.0%  4.0%    10.0  10.0
                          8.5%    9.5%     9.5%  11.0%    11.0%   11.0%     3.5%  4.0%    3.5%  4.0%    11.0  11.0
                          8.0%    8.0%     8.0%   9.0%    10.5%   11.0%     3.0%  3.5%    3.0%  3.5%    10.0  10.0
                          8.0%    8.0%     8.5%   8.5%    11.0%   11.0%     4.0%  4.0%    4.0%  4.0%    10.0  10.0
                          7.8%    8.0%     8.3%   8.5%    11.0%   12.0%     2.5%  3.0%    2.5%  3.0%    10.0  10.0
                          7.0%    8.0%     7.0%   8.0%    10.0%   11.0%     4.0%  4.0%    4.0%  4.0%     5.0  10.0
-----------------------------------------------------------------------------------------------------------------------
         Responses           9       8        8      8        8       8        9     9       9     9       9     9
         Average (%)      8.0%    8.2%     8.3%   8.7%    11.5%   11.8%     3.3%  3.5%    3.6%  3.7%     9.0   9.6
-----------------------------------------------------------------------------------------------------------------------

Class B - Leased Asset
-----------------------------------------------------------------------------------------------------------------------
                         10.0%   10.0%    10.0%  10.0%    17.0%   17.0%     4.0%  4.0%    4.0%  4.0%     5.0   5.0
                          9.0%    9.0%     9.0%   9.0%    13.5%   13.5%     2.0%  2.0%    4.0%  4.0%     7.0   7.0
                         10.0%                                              3.0%  3.0%    4.0%  4.0%    10.0  10.0
                          8.5%    9.5%     9.5%  11.0%    11.0%   11.0%     3.5%  4.0%    3.5%  4.0%    11.0  11.0
-----------------------------------------------------------------------------------------------------------------------
         Responses           4       3        3      3        3       3        4     4       4     4       4     4
         Average (%)      9.4%    9.5%     9.5%  10.0%    13.8%   13.8%     3.1%  3.3%    3.9%  4.0%     8.3   8.3
-----------------------------------------------------------------------------------------------------------------------

Class A - Value Added
-----------------------------------------------------------------------------------------------------------------------
                         10.0%   10.0%    10.0%  10.0%    18.0%   18.0%     4.0%  4.0%    4.0%  4.0%     5.0   5.0
                          9.0%                                              3.0%  3.0%    4.0%  4.0%    10.0  10.0
                          8.5%    9.5%     9.5%  11.0%    1l.0%   11.0%     3.5%  4.0%    3.5%  4.0%    11.0  11.0
                          8.0%    8.5%     8.5%   9.0%    11.5%   12.5%     2.5%  3.0%    2.5%  3.0%    10.0  10.0
-----------------------------------------------------------------------------------------------------------------------
         Responses           4       3        3      3        3       3        4     4       4     4       4     4
         Average (%)      8.9%    9.3%     9.3%  10.0%    13.5%   13.8%     3.3%  3.5%    3.5%  3.8%     9.0   9.0
-----------------------------------------------------------------------------------------------------------------------

Class B - Value Added
-----------------------------------------------------------------------------------------------------------------------
                         11.0%   11.0%    11.0%  11.0%    20.0%   20.0%     4.0%  4.0%    4.0%  4.0%     5.0   5.0
                         10.0%                                              3.0%  3.0%    4.0%  4.0%    10.0  10.0
                          8.5%    9.5%     9.5%  11.0%    11.0%   11.0%     3.5%  4.0%    3.5%  4.0%    1l.0  11.0
                          8.5%    9.0%     9.3%   9.8%    12.0%   13.0%     2.5%  3.0%    2.5%  3.0%    10.0  10.0
                         13.0%   13.0%    11.0%  11.0%    16.0%   16.0%     3.0%  3.0%    3.0%  3.0%     3.0   3.0
-----------------------------------------------------------------------------------------------------------------------
         Responses           5       4        4      4        4       4        5     5       5     5       5     5
         Average (%)     10.2%   10.6%    10.2%  10.7%    14.8%   15.0%     3.2%  3.4%    3.4%  3.6%     7.8   7.8
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
Total Responses             22      18       18     18       18      18       22    22      22    22      22    22
Weighted Average(%)       9.1%    9.4%     9.3%   9.9%    13.4%   13.6%     3.2%  3.4%    3.6%  3.8%     8.5   8.7
-----------------------------------------------------------------------------------------------------------------------

     "Leased Asset" refers to predominantly "passive" investments involving substantially leased Properties

     "Value Added" denotes properties which require more active management involvement due to leasing issues and/or additional capital investment for physical issues

                            ----------------------------------------------------
                                 Cushman & Wakefield Valuation Advisory Services
                                          National Investor Survey - Autumn 1996


REAL ESTATE OUTLOOK

                            STATE OF MISSOURI LETTER

                   [Letterhead of Cushman & Wakefield, Inc.]


Martha A Shelley, MAI
Director
Valuation Advisory Services


June 25, 1997                                        =====================
                                                            RECEIVED
Judy Kolb                                                 -----------
Executive Director                                        JUN 26 1997
Missouri Real Estate Appraisers Commissions               -----------
3605 Missouri Boulevard                              MISSOURI REAL ESTATE
Jefferson City, MO 65102-1335                        APPRAISERS COMMISSION
                                                     =====================

Dear Ms. Kolb:

Cushman & Wakefield has been retained by Master Realty, Inc. to appraise a portfolio of 10 retail shopping centers, one of which is located In Missouri.

I, Martha A. Shelley, MAI, will conduct the appraisal and inspect the property. I am a Certified General Appraiser in the State of New York (No. 46000031698). A copy of my certification and a current original stamped history letter are enclosed with this letter.

I plan to inspect the property on July 2, 1997 and will be in Missouri for two days at that time.

The subject property is commonly known as Independence Commons shopping center, a 362,000 square-foot retail "power" center. It is located on the northeast corner of 39th Street and Arrowhead Drive, City of Independence, Jackson County, Missouri.

I understand that no temporary permit will not be sent. Please sign below if you agree to the above and return to me via facsimile (212-841-7849).

Sincerely,

/s/ Martha A. Shelley

Martha A. Shelley, MAI
New York State Certified General Appraiser No. 46000031698


AGREED BY:

/s/ Judith A. Kolb
------------------
Judy Kolb
Executive Director


encl.    Irrevocable Consent Form
         original stamped history letter
         copy of New York State Certification

                           PROFESSIONAL QUALIFICATIONS

                                             Qualifications Of Martha A. Shelley
================================================================================

Appraisal Institute Courses:
       Standards of Professional Practice, 1992/93
       Report Writing, 1990
       Case Studies, 1990
       Capitalization Theory and Techniques - Parts A & B, 1989
       Basic Valuation Procedures, 1988
       Appraisal Principles, 1987

Continuing Education:
       Understanding Limited Scope Appraisals, 1994
       Mello Roos/Assessment Bond Seminar II, 1995
       Eminent Domain Seminar, 1995
       OREA Federal and State Laws and Regulations, 1995

Certified in the Appraisal Institute's voluntary program of continuing education for its designated members

                  ==============================================================


                  COMPLETE APPRAISAL OF
                  REAL PROPERTY


                  Carillon Place
                  SEC/Airport-Pulling Road & Pine Ridge Road
                  City of Naples
                  Collier County, Florida


                  ==============================================================

                  IN A SUMMARY REPORT


                  As Is Market Value
                  As of July 14, 1997


                  Prepared For:

                  Master Realty, Inc.
                  Managing Member of Community Centers I, LLC
                  1180 Avenue of the Americas, 18th Floor
                  New York, New York 10036-8401

                  Lehman Brothers, Inc.
                  3 World Financial, 20th Floor
                  New York, New York 10285


                  Prepared By:

                  Cushman & Wakefield, Inc.
                  Valuation Advisory Services
                  51 West 52nd Street, 9th Floor
                  New York, NY 10019

Cushman & Wakefield, Inc.                                  CUSHMAN &
51 West 52nd Street                                        WAKEFIELD(R)
New York, NY 10019-6178
(212) 841-7500                                         Improving your place
                                                           in the world


August 13, 1997


Mr. Brian Summers
Vice President
Master Realty, Inc.
Managing Member of Community Centers I, LLC
1180 Avenue of the Americas, 18th Floor
New York, New York  10036-8401

Mr. Thomas Burke
Vice President
Lehman Brothers, Inc.
3 World Financial Center, 20th Floor
New York, New York 10285

Re:  Complete Appraisal of Real Property
     Carillon Place
     SEC/Airport-Pulling Road & Pine Ridge Road
     City of Naples
     Collier County, Florida


Gentlemen:

In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield, Inc. is pleased to transmit our report estimating the market value of the leased fee estate in the above referenced real property. Specifically, we are providing an As Is Market Value with the results conveyed in this summary report.

As specified in the Letter of Engagement, the value opinion reported herein is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report. This is a Complete Appraisal prepared in accordance with the Uniform Standards of Professional Appraisal Practice (USPAP). The results are being conveyed in a Summary Report according to our agreement. As such, it presents only summary discussions of the data, reasoning, and analyses used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning, and analyses are retained in the appraiser's file, as well as our Original Appraisal report dated February 16, 1996 which is incorporated by reference. The depth of discussion contained in this report is specific to the needs of the client and for the intended use stated below. The appraiser is not responsible for unauthorized use of this report.

This report has been prepared for Master Realty, Inc. (Managing Member of Community Centers I, LLC) and Lehman Brothers, Inc. (Client) and it is intended only for the specified use of the Client.

Cushman & Wakefield, Inc.


Master Realty, Inc.
Lehman Brothers, Inc.
August 13, 1997
Page 2


The property was inspected by Jay F. Booth, MAI. The report has been prepared by Jay F. Booth, MAI. Richard W. Latella, MAI has reviewed and approved the report, but did not inspect the property.

As a result of our analysis, we have formed an opinion that the As Is Market Value of the Leased Fee Estate in the referenced property, subject to the assumptions, limiting conditions, certifications, and definitions, as of July 14, 1997, the date of inspection, was:

                          TWENTY EIGHT MILLION DOLLARS
                                   $28,000,000

This letter is invalid as an opinion of value if detached from the report, which contains the text, exhibits and an Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD, INC.


/s/Jay F. Booth                         /s/Richard W. Latella
Jay F. Booth, MAI                       Richard W. Latella, MAI
Associate Director                      Senior Director
Retail Valuation Group                  Retail Valuation Group
State of Florida Temporary
Practice Permit No. 0001138

C&W File #: 97-9394

                                        SUMMARY OF SALIENT FACTS AND CONCLUSIONS
================================================================================

Property Name:                Carillon Place

Property Type:                Retail Power Center

Location:                     The subject property is located at the southeast
                              corner of Airport-Pulling Road and Pine Ridge
                              Road, City of Naples, Collier County, Florida.

Date of Inspection:           July 14, 1997

Date of Value:                July 14, 1997

Total Land Area
     Gross Area:              31.98+/- acres
     Net Area (Owned):        29.16+/- acres

Zoning:                       PUD, Planned Unit Development

Highest and Best Use
     As If Vacant:            Commercial/retail utilization built to its maximum
                              feasible FAR.

     As Improved:             Continued retail use as a power/community center.

Improvements
     Type: Single-level power center constructed of concrete block with pink brick exterior and red barrel-tile roof. Built in 1994, the property is considered to be in excellent condition.

Gross Leasable Area (Owned):  ==================================================
                              Major Tenants            Bldg. Area     Allocation
                              ==================================================
                              Winn-Dixie               50,540+/- SF
                              --------------------------------------------------
                              TJ Maxx                  32,900+/- SF
                              --------------------------------------------------
                              Service Merchandise      50,061+/- SF
                              --------------------------------------------------
                              Ross Stores              25,500+/- SF
                              --------------------------------------------------
                              Circuit City             21 285+/- SF
                              --------------------------------------------------
                              OfficeMax                23,500+/- SF
                              ==================================================
                              Total Majors             203,786+/- SF       76.5%
                              ==================================================
                              In-Line Shops            47,654+/- SF        17.9%
                              ==================================================
                              Owned Outparcels         14,998+/- SF         5.6%
                              ==================================================
                              Total Owned GLA          266,438+/- SF      100.0%
                              ==================================================

Total Building Area:          281,838+/- square feet (including  non-owned
                              outparcels)

Land-Building Ratio/
Site Coverage:                4.77:1 / 21.0%

                                        Summary of Salient Facts and Conclusions
================================================================================

Income and Expense Information:

--------------------------------------------------------------------------------
                                Operating Summary
================================================================================
Component                        Actual 1996     Budget 1997      C&W FY98
--------------------------------------------------------------------------------
Minimum Rent:                    $2,710,087      $2,771,379      $2,789,133
--------------------------------------------------------------------------------
Overage Rent:                    $        0      $        0      $   10,401
--------------------------------------------------------------------------------
Recoveries/Other:                $  548,176      $  599,181      $  585,593
--------------------------------------------------------------------------------
Expenses:                        $  709,758      $  702,563      $  752,144
--------------------------------------------------------------------------------
Net Operating Income:            $2,548,506      $2,667,997      $2,632,983
--------------------------------------------------------------------------------

---------------------------
Income Approach Assumptions
Discounted Cash Flow
---------------------------

Current Occupancy:                      96.2% (Based Upon Total Owned GLA)
Forecasted Stabilized Occupancy*:       99.0% (Based Upon Total Owned GLA)*

                                        * Exclusive of downtime between leases.

Forecasted Date of Stabilization:       October 1997

Holding Period:                         10 years (fiscal basis)

Growth Rate Assumptions
     Sales Growth:                      3.5% - 1997-2007
     Rent Growth:                       3.5% - 1997-2007
     Expense Growth:                    3.5% - 1997-2007
     Tax Growth:                        3.5% - 1997-2007

Tenant Alterations
     New Tenants:                       $6.00/SF
     Renewal Tenants:                   $2.00/SF

Leasing Commissions
     New Tenants:                       $3.50/SF
     Renewal Tenants:                   $1.75/SF

Tenant Renewal Probability:             70.0%
Cost of Sale at Reversion:              2.5%

---------------------------
Investment Rate Parameters
"As Is Valuation"
---------------------------

As Is Investment Rates
     Going-In Capitalization Rate:       9.25% -  9.75%
     Terminal Capitalization Rate:       9.25% -  9.75%
     Discount Rate:                     10.50% - 11.00%

                                        Summary of Salient Facts and Conclusions
================================================================================

---------------------------
Market Value Indicators
"As Is Valuation"
---------------------------

Cost Approach:                          N/A
Sales Comparison Approach:              $27,500,000 - $28,500,000
Income Capitalization Approach
     Discounted Cash Flow:              $28,000,000
     Direct Capitalization:             $28,000,000

Value Conclusion:                       $28,000,000

Resulting Indicators
     Value Per Sq/Ft Owned GLA:         $105.09
     Net Operating Income (FY 1998):    $2,633,011
     Implicit Capitalization Rate:      9.40%

Exposure Time Implicit in
     Market Value Conclusion:           Not to Exceed 12 Months

Special Assumptions Affecting Valuation:

      The following special assumptions have been considered within the assignment at hand. These assumptions are in addition to the assumptions and limiting conditions which follow at the end of the report.

      1. Throughout this analysis we have relied on information provided by ownership and management which we assume to be accurate. Such information includes but is not limited to leases, lease abstracts, rent roll, and budgeted operating data. Should any information received be subsequently shown to be erroneous or incorrect, we reserve the right to amend the value conclusion herein.

      2. We have made a visual inspection of the subject property and local environs in the process of this analysis. Our comments are limited to those items which were readily observable and apparent to such an inspection. Comments regarding the structural integrity of improvements are beyond the scope of our engagement and are best made by a professional engineer.

      3. Our cash flow analysis and valuation has recognized that all signed leases and pending leases with a high probability of coming to fruition are signed and implemented according to the terms provided. Such leases are identified within the body of this report.

      4. The forecasts of income, expenses, and absorption of vacant space included herein are not predictions of the future. Rather, they are our best estimates of current market thinking on future income, expenses, and demand. We make no warranty or representation that these forecasts will materialize.

      5. Please refer to the complete list of assumptions and limiting conditions included at the end of this report.

                                        Summary of Salient Facts and Conclusions
================================================================================

Special Risk Factors:

      The following special risk factors for the subject property have been considered during the appraisal assignment at hand:

      o T.J. Maxx and Dollar Tree have recently executed signed leases to occupy the former Linen Barn space. These leases are forecasted to begin in October 1997. Our analysis has reflected these transactions.

      o Domino's Pizza currently has a lease out-for-signature for the current Papa John's space. Although not yet signed as of this writing, we are advised that this deal has a very high probability of coming to fruition. As such, we have included the Domino's lease in our analysis.

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================


                                  [PHOTOGRAPH]

       View of northern end of center off of Pine Ridge Road at OfficeMax.


                                  [PHOTOGRAPH]

            OfficeMax and Pier 1 Imports at northern end of property.

                                                 Photographs of Subject Property
================================================================================


                                  [PHOTOGRAPH]

                      Circuit City and Ross Dress For Less


                                  [PHOTOGRAPH]


         T.J. Maxx and Winn Dixie Marketplace at southern end of center.

                                                 Photographs of Subject Property
================================================================================


                                  [PHOTOGRAPH]

             Central portion of property (Coconuts and Clothestime).


                                  [PHOTOGRAPH]

         Former Linen Barn store, current vacancy adjacent to T J. Maxx.

                                                 Photographs of Subject Property
================================================================================


                                  [PHOTOGRAPH]

                   Eckerd Drug and Payless Shoesource outpad.


                                  [PHOTOGRAPH]

           Looking north along Airport-Pulling Road, subject at right.

                                                               TABLE OF CONTENTS
================================================================================

                                                                            Page
INTRODUCTION ..............................................................    1
     Identification of Property ...........................................    1
     Property Ownership and Recent History ................................    1
     Purpose and Intended Use of the Appraisal ............................    2
     Extent of the Appraisal Process ......................................    2
     Date of Value and Property Inspection ................................    3
     Property Rights Appraised ............................................    3
     Definitions of Value, Interest Appraised, and
       Other Pertinent Terms ..............................................    3
     Legal Description ....................................................    5

DEMOGRAPHIC AND ECONOMIC ANALYSIS .........................................    6

MARKET ANALYSIS ...........................................................   11

PROPERTY DESCRIPTION ......................................................   21
     Site Description .....................................................   21
     Improvements Description .............................................   23

REAL PROPERTY TAXES AND ASSESSMENTS .......................................   27

ZONING ....................................................................   29

HIGHEST AND BEST USE ......................................................   30
     Highest and Best Use of Site As Though Vacant ........................   30
     Highest and Best Use of Property As Improved .........................   30

VALUATION PROCESS .........................................................   31

SALES COMPARISON APPROACH .................................................   32

INCOME APPROACH ...........................................................   37

RECONCILIATION AND FINAL VALUE ESTIMATE ...................................   57

ASSUMPTIONS AND LIMITING CONDITIONS .......................................   59

CERTIFICATION OF APPRAISAL ................................................   61

ADDENDA ...................................................................   62

                                                                    INTRODUCTION
================================================================================

Identification of Property

      The subject of this appraisal is Carillon Place, a 266,438+/- square foot community/power center located at the southeast corner of Airport-Pulling Road (Route 31) and Pine Ridge Road (Route 896), City of Naples, Collier County, Florida. Additional non-owned outparcel development consists of four pad sites totaling 15,400+/- square feet of building area. All outparcels have been sold except for Boston Chicken, which is subject to a ground lease, and Eckerd Drugs/Payless ShoeSource, which is subject to building lease agreements. Anchor tenants include Winn-Dixie, T.J. Maxx, Service Merchandise, Ross, Circuit City, and OfficeMax. Other major tenants include Pier I Imports, Eckerd Drugs, and Floral Supply Mart. The center opened in March 1994 and is currently 96.2 percent leased based on total owned GLA.

      Naples is located on the Gulf of Mexico in southwest Florida, 30.0+/- miles south of Ft. Myers and within 150.0+/- miles of Miami, Ft. Lauderdale, and Tampa. Its location on the Gulf has enabled Naples to develop a strong base of resident, seasonal, and tourist population. Upscale shopping districts, prestigious residential neighborhoods, planned communities, and a semi-tropical climate have fostered a unique resort and retirement community in this market. Naples is considered to be one of Florida's most affluent markets.

Property Ownership and Recent History

      Title to the subject property is currently vested with Community Centers I, LLC, a joint venture between Developers Diversified Realty Corporation (DDR) and DRA Advisors, Inc. (DRA). The subject was acquired as part of the former Homart Community Center Division for a total purchase price of approximately $500.0 million from General Growth Properties, Inc. The date of transfer was November 17, 1995. According to Collier County records deed book 2123, page 724, dated November 28, 1995, the allocated sale price for Carillon Place was $25,024,500.

      A history of the project shows that the 31.98+/- acre site was originally acquired by Homart Community Centers, Inc. for a recorded consideration of $6,300,000. Subsequent to the sale, Homart developed the subject center to its present configuration with the project opening in the Spring of 1994. Subsequent to its opening, Homart sold four outparcels which are summarized in the following chart:

--------------------------------------------------------------------------------
                                 Carillon Place
                                 Outparcel Sales
--------------------------------------------------------------------------------
Entity              Pad No.   Site Size SF    Date of Sale     Price    Price/SF
--------------------------------------------------------------------------------
First Regal           A-1        32,489         11/28/94    $  625,666    $19.26
--------------------------------------------------------------------------------
First Union Bank      A-2        37,110         9/09/94     $  908,190    $24.47
--------------------------------------------------------------------------------
Applebee's             C         26,469           1/95      $  636,300    $24.04
--------------------------------------------------------------------------------
Fifth & Third Bank     D         26,819         12/23/94    $  729,558    $27.20
--------------------------------------------------------------------------------
Total                           122,887                     $2,899,714    $23.60
--------------------------------------------------------------------------------
Source: Homart Community Center Division
--------------------------------------------------------------------------------

================================================================================

                                       -1-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                    Introduction
================================================================================

Purpose and Intended Use of the Appraisal

      The purpose of this appraisal is to estimate the market value of the leased fee estate in the subject property. The function of this appraisal is to provide an independent valuation and analysis of the property and to assist the client in evaluating the asset for underwriting purposes in connection with a proposed financing.

Extent of the Appraisal Process

      In the process of preparing this appraisal, we:

      o Inspected the exterior of the building, site improvements, and a representative sample of tenant spaces;

      o Interviewed representatives of ownership, the property management company, and leasing personnel;

      o Reviewed leasing policy, concessions, tenant build-out allowances, and history of recent rental rates and occupancy;

      o Conducted market research of occupancy rates, asking rents, concessions and operating expenses at competing properties.

      o Reviewed trade area specific data for the property as prepared by Equifax National Decision Systems;

      o Conducted market inquiries into recent sales of similar retail centers to ascertain sale prices per square foot, effective gross income multipliers, and capitalization rates. This process involved telephone interviews with sellers, buyers, and/or participating brokers;

      o Reviewed lease documents and a representative sample of actual tenant leases. We were also provided with lease abstracts, a current rent roll, and other tenant specific data;

      o     Reviewed a detailed budget of income and expense forecasts

      o Estimated market rental rates, absorption, and stabilized income and expenses for the subject based on available market data and current market thinking relative to growth in market rents and market absorption;

      o     Developed a value estimate via the Sales Comparison Approach;

      o Prepared discounted cash flow (DCF) analysis using Pro-Ject +plus software for the purpose of discounting the forecasted net income stream into a present value of the leased fee estate for the center;

      o Prepared a forecast of income and expenses in connection with preparing an estimate of stabilized net income for direct capitalization purposes;

      o Reconciled the value indications and concluded a final value estimate for the subject in its "as is" condition; and

================================================================================

                                       -2-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                    Introduction
================================================================================

      o Prepared a complete appraisal with the results conveyed in this summary report in accordance with Standards Rule 2-2(b) of USPAP. A complete appraisal involves an estimate of market value without any departure from the Uniform Standards of Professional Appraisal Practice maintained by the Appraisal Foundation. A summary appraisal format provides a summary presentation of the data, analyses, and conclusions rather than presenting a self-contained narrative report. Other pertinent data and information is retained in our files and/or included in our Original Appraisal dated February
            16, 1996 which is incorporated here by reference.

Date of Value and Property Inspection

      The property has been valued as of July 14, 1997. On that date, Jay F. Booth, MAI inspected the property and its environs. Richard W. Latella, MAI has reviewed and approved the report but did not inspect the property.

Property Rights Appraised

      Leased fee estate.

Definitions of Value, Interest Appraised, and Other Pertinent Terms

      The definition of market value taken from the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, is as follows:

      The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

      1.    Buyer and seller are typically motivated;

      2. Both parties are well informed or well advised, and acting in what they consider their own best interests;

      3.    A reasonable time is allowed for exposure in the open market;

      4. Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

      5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

================================================================================

                                       -3-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                    Introduction
================================================================================

      Exposure Time

      Under Paragraph 3 of the Definition of Market Value, the value estimate presumes that "A reasonable time is allowed for exposure in the open market". Exposure time is defined as the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at the market value on the effective date of the appraisal. Exposure time is presumed to precede the effective date of the appraisal.

      Marketing Time

      Marketing time is an estimate of the time that might be required to sell a real property interest at the appraised value. Marketing time is presumed to start on the effective date of the appraisal. Marketing time is subsequent to the effective date of the appraisal. The estimate of marketing time uses some of the same data analyzed in the process of estimating reasonable exposure time and it is not intended to be a prediction of a date of sale.

      The following definitions of pertinent terms are taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute.

      Fee Simple Estate

      Absolute ownership unencumbered by any other interest or estate, subject to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat.

      Leased Fee Estate

      An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease.

      Market Rent

      The rental income that a property would most probably command on the open market, indicated by the current rents paid and asked for comparable space as of the date of appraisal.

      Cash Equivalent

      A price expressed in terms of cash, as distinguished from a price expressed totally or partly in terms of the face amounts of notes or other securities that cannot be sold at their face amounts.

      Market Value As Is

      The value of specific ownership rights to an identified parcel of real estate as of the effective date of the appraisal; relates to what physically exists and is legally permissible and excludes all assumptions concerning hypothetical market conditions or possible rezoning.

      These definitions have been taken into account when arriving at the estimate of market value reported in this appraisal assignment.

================================================================================

                                       -4-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                    Introduction
================================================================================

Legal Description

      A complete legal description of the property is provided within the body of the A.L.T.A. Title Policy dated October 13, 1995 which is provided in the Addenda. The property can generally be described as all of Tracts B, D, and G of Carillon, Plat Book 21, Pages 59-61, and part of Tract E of Carillon, Plat Book 21, Pages 59-61, recorded in official record book 1999, Pages 2095-2099, Township 49 South, Range 25 East, Section 13, Collier County, Florida.

Competency Provision

      We are aware of the competency provision of the Uniform Standards of Professional Appraisal Practice (USPAP). The authors of this report meet these standards. Jay F. Booth, MAI inspected the property, researched and analyzed pertinent market information, wrote, and reviewed the appraisal report under the supervision of Richard W. Latella, MAI. Jay F. Booth, MAI and Richard W. Latella, MAI have extensive appraisal experience with retail properties nationally.

      It is our opinion that we are fully competent to perform this appraisal, due to the fact that:

      1. We have full knowledge and experience in the nature of this assignment;

      2. All necessary and appropriate steps have been taken in order to complete the assignment competently; and

      3. We do not lack any knowledge or experience that would prohibit this assignment to be completed in a professional, competent manner, or where a biased or misleading opinion of value would be rendered.

================================================================================

                                       -5-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

--------------------------------------------------------------------------------
REGIONAL TRENDS - Naples/Collier County MSA, Florida
Cushman & Wakefield, Inc.
--------------------------------------------------------------------------------

==============================================================================================================================
         Population                                           Estimate       Projected       CAGR        CAGR         CAGR
         Statistics               1980           1990           1996           2000         1980-90     1990-96      1996-00
==============================================================================================================================
Naples MSA/Collier County            87,550        154,200        186,880        209,400         5.8%        3.3%         2.8%
------------------------------------------------------------------------------------------------------------------------------
Lee County                          208,130        338,310        385,820        426,630         5.0%        2.2%         2.5%
------------------------------------------------------------------------------------------------------------------------------
State of Florida                  9,841,130     13,019,100     14,448,940     15,578,770         2.8%        1.8%         1.9%
------------------------------------------------------------------------------------------------------------------------------
Southeast U.S.                   52,874,780     59,467,560     64,358,640     67,359,030         1.2%        1.3%         1.1%
------------------------------------------------------------------------------------------------------------------------------
United States (000)                 227,226        249,403        265,225        274,581         0.9%        1.0%         0.9%
------------------------------------------------------------------------------------------------------------------------------
Source:  Woods & Poole Economics, Inc.
------------------------------------------------------------------------------------------------------------------------------


==============================================================================================================================
         Household                                            Estimate       Projected       CAGR        CAGR         CAGR
         Statistics               1980           1990           1996           2000         1980-90     1990-96      1996-00
==============================================================================================================================
Naples MSA/Collier County            34,430         62,010         74,120         82,900         6.1%        3.0%         2.8%
------------------------------------------------------------------------------------------------------------------------------
Lee County                           83,630        140,830        158,090        175,230         5.3%        1.9%         2.6%
------------------------------------------------------------------------------------------------------------------------------
State of Florida                  3,795,270      5,160,610      5,643,080      6,103,020         3.1%        1.5%         2.0%
------------------------------------------------------------------------------------------------------------------------------
Southeast U.S.                   18,658,840     22,398,560     24,301,610     25,653,510         1.8%        1.4%         1.4%
------------------------------------------------------------------------------------------------------------------------------
United States (000)                  80,825         92,255         98,161        102,399         1.3%        1.0%         1.1%
------------------------------------------------------------------------------------------------------------------------------
Source:  Woods & Poole Economics, Inc.
------------------------------------------------------------------------------------------------------------------------------


==============================================================================================================================
         Per Capita                                           Estimate       Projected       CAGR        CAGR         CAGR
           Income                 1980           1990           1996           2000         1980-90     1990-96      1996-00
==============================================================================================================================
Naples MSA/Collier County           $12,300        $27,295        $34,398        $41,409         8.3%        3.9%         4.7%
------------------------------------------------------------------------------------------------------------------------------
Lee County                          $10,146        $19,398        $24,957        $29,973         6.7%        4.3%         4.7%
------------------------------------------------------------------------------------------------------------------------------
State of Florida                     $9,834        $18,788        $24,061        $28,784         6.7%        4.2%         4.6%
------------------------------------------------------------------------------------------------------------------------------
Southeast U.S.                       $8,494        $16,501        $21,570        $25,831         6.9%        4.6%         4.6%
------------------------------------------------------------------------------------------------------------------------------
United States (000)                  $9,942        $18,666        $23,760        $28,271         6.5%        4.1%         4.4%
------------------------------------------------------------------------------------------------------------------------------
Source:  Woods & Poole Economics, Inc.
------------------------------------------------------------------------------------------------------------------------------


==============================================================================================================================
   Employment Statistics                                      Estimate       Projected       CAGR        CAGR         CAGR
       Naples Florida             1980           1990           1996           2000         1980-90     1990-96      1996-00
==============================================================================================================================
Total Employment                     46,450         94,130        110,020        121,200         7.3%        2.6%         2.4%
------------------------------------------------------------------------------------------------------------------------------
  Farm/Agr. Services                  4,580         11,790         13,980         15,130         9.9%        2.9%         2.0%
------------------------------------------------------------------------------------------------------------------------------
Total Non-Farm Emp.                  41,880         82,340         96,040        106,070         7.0%        2.6%         2.5%
------------------------------------------------------------------------------------------------------------------------------
  Mining                                230            420            810            910         6.2%       11.6%         3.0%
------------------------------------------------------------------------------------------------------------------------------
  Construction                        5,280         10,180         10,240         11,070         6.8%        0.1%         2.0%
------------------------------------------------------------------------------------------------------------------------------
  Manufacturing                       1,220          2,610          2,710          3,040         7.9%        0.6%         2.9%
------------------------------------------------------------------------------------------------------------------------------
  T.C.P.U.                            1,460          2,470          2,690          2,900         5.4%        1.4%         1.9%
------------------------------------------------------------------------------------------------------------------------------
  Whlse/Retail Trade                 10,780         19,630         25,100         28,170         6.2%        4.2%         2.9%
------------------------------------------------------------------------------------------------------------------------------
  F.I.R.E.                            7,830         10,690         10,280         11,130         3.2%       -0.6%         2.0%
------------------------------------------------------------------------------------------------------------------------------
  Services                           10,980         28,900         35,760         39,750        10.2%        3.6%         2.7%
------------------------------------------------------------------------------------------------------------------------------
  Government                          4,100          7,440          8,450          9,100         6.1%        2.1%         1.9%
------------------------------------------------------------------------------------------------------------------------------
Source:  Woods & Poole Economics, Inc.
------------------------------------------------------------------------------------------------------------------------------


==============================================================================================================================
        Retail Sales                                                         Projected       CAGR        CAGR         CAGR
           Trends                 1985           1990           1995           2000         1985-95     1990-95      1995-00
==============================================================================================================================
City of Naples ($000)              $601,203       $723,430     $1,001,441              -         5.2%        6.7%            -
------------------------------------------------------------------------------------------------------------------------------
Collier County ($000)            $1,001,954     $1,398,866     $2,438,922     $3,309,063         9.3%       11.7%         6.3%
------------------------------------------------------------------------------------------------------------------------------
Ft. Meyers ($000)                  $875,140     $1,583,352     $1,829,333              -         7.7%        2.9%            -
------------------------------------------------------------------------------------------------------------------------------
Lee County($000)                 $1,753,982     $3,103,309     $4,257,611     $5,223,500         9.3%        6.5%         4.2%
------------------------------------------------------------------------------------------------------------------------------
State of Florida ($Mil)             $73,756       $105,304       $145,665       $176,703         7.0%        6.7%         3.9%
------------------------------------------------------------------------------------------------------------------------------
South Atlantic U.S. ($Mil)         $238,701       $325,787       $445,368       $550,391         6.4%        6.5%         4.3%
------------------------------------------------------------------------------------------------------------------------------
United States $Mil               $1,395,243     $1,807,183     $2,355,242     $2,871,025         5.4%        5.4%         4.0%
------------------------------------------------------------------------------------------------------------------------------
Source:  Sales & Marketing Management "Survey of Buying Power"
------------------------------------------------------------------------------------------------------------------------------

                                               DEMOGRAPHIC AND ECONOMIC ANALYSIS
================================================================================

REGIONAL ANALYSIS

      The short- and long-term value of real estate is influenced by a variety of factors and forces which interact within a given region. Regional analysis serves to identify those forces which affect property value and the role they play within the region. The four primary forces which influence real property value include environmental characteristics, governmental forces social factors, and economic trends. These forces determine the supply and demand for real property which, in turn, affect market value. The chart on the Facing Page presents an overview of demographic and economic trends within the subject's region as prepared by Woods & Poole Economics, Inc. of Washington D.C.

Location/Area Definition

      The subject property is located at the southeast quadrant of Airport-Pulling Road (Route 31) and Pine Ridge Road (Route 896) in the City of Naples, Collier County, Florida. Collier County is the southernmost county of the four counties which comprise Southwest Florida including Sarasota, Charlotte, and Lee. Naples is located approximately 150.0 miles south of Tampa and 100.0 miles west of the Ft. Lauderdale/Miami area. Smaller communities within Collier County include North Naples, East Naples, Golden Gate, Marco Island, and the rural community of Immokalee. With tourism as a primary economic base, Naples/Collier County is becoming increasingly diversified with major employers in banking, education, manufacturing, and services. Continued strengthening of the region will rely on this diversification and continued tourism, population, and employment growth.

Access/Transportation

      Collier County is well served by state and local highways as well as Interstate 75. Interstate 75 is the major north/south arterial linking Naples with Ft. Myers, Sarasota, Tampa, and other points north. Interstate 75 runs east from Naples (Alligator Alley Toll) into Ft. Lauderdale and Miami. U.S. Highway 41 runs parallel to Interstate 75 and is the major commercial arterial through Naples. The Naples Airport provides commuter service to Miami, Tampa, and Orlando for connections with major airlines. The Southwest Florida International Airport (30.0+/- miles north in Ft. Myers) provides more regional service to southeastern and eastern seaboard states. Airlines servicing the region include US Airways, American Eagle, Delta, ComAir, Continental, and United. Bus service to the region is provided by Greyhound.

Demographic Trends

      The continued strengthening of Collier County's tourism industry, coupled with the establishment of a more diversified economic base, has had a positive impact on area demographic trends. In fact, Collier County is one of the fastest growing regions in Florida. Population in the MSA is forecasted to grow at an annual rate of 2.8 percent per annum through 2000, while household formation is projected to increase by 2.8 percent per year. Income levels within the region are well above statewide levels and are forecasted to grow by 4.7 percent per year through 2000. Even with higher income levels, lower taxes and housing costs tend to improve the purchasing power of area residents. As such, the effective disposable income of residents--adjusted for tax payments, contributions to pension funds, and the cost of new housing--ranks better than the state as a whole. Sales & Marketing Management places median household effective buying income at $37,624 for Collier County, higher than the state median of $29,664, and U.S. median household EBI of $32,238.

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                                       -6-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                               Demographic and Economic Analysis
================================================================================

Seasonal Population

      The Naples/Collier County region's semi-tropical climate, distinctive shopping districts, prestigious residential neighborhoods, planned development communities, and clean, accessible beaches have fostered a unique resort and retirement market which attracts a seasonal population base. Many winter and part-time residents own homes in the region, but maintain legal residences elsewhere. These residents are not reflected in census data, but provide an additional population base for the region.

Economic Trends

      Collier County has been one of the primary focal points of economic activity in Southwestern Florida. Historically an agricultural center; the Naples region is now best known as a winter retreat and tourist destination. As such, Naples has become a service-oriented economy for retail, finance, health, government, and tourist-related business. Collier County's dependence on tourism yields an employment base dominated by the service and trade sectors, although still relying to some extent on a large agricultural base.

      Clearly, the economic strength of Naples/Collier County is fueled largely by the tourism industry. In many resort markets, unemployment rates tend to increase substantially during recessionary periods; times when construction activity slows and tourism declines. It is clear that effects of the last national recession have had a negative impact on unemployment in both Collier County and the State of Florida as a whole. This trend has improved over the past 2-3 years as employment growth has stabilized.

====================================================================
                    Historic Unemployment Rates
====================================================================
Year      Collier County           Florida             United States
--------------------------------------------------------------------
1996           6.0%                5.1%                     5.4%
--------------------------------------------------------------------
1995           6.9%                5.5%                     5.6%
--------------------------------------------------------------------
1994           8.0%                6.6%                     6.1%
--------------------------------------------------------------------
1993           8.3%                7.0%                     6.9%
--------------------------------------------------------------------
1992           9.4%                8.2%                     7.5%
--------------------------------------------------------------------
1991           7.9%                7.3%                     6.8%
--------------------------------------------------------------------
1990           5.6%                5.9%                     5.6%
--------------------------------------------------------------------
Source: Bureau of Labor Statistics; Florida Dept. of Labor and
        Employment
--------------------------------------------------------------------

      Mirroring national trends, unemployment peaked in 1992, followed by a declining trend through 1996. Looking forward, nonfarm employment growth is forecasted to be 2.5 percent per year by Woods & Poole Economics.

      The primary impetus for economic growth in Collier County continues to be tourism and population growth. Although Southwest Florida is attempting to attract a larger base of manufacturing to the four-county area, tourism and services remain the primary industries. Services currently accounts for about
37.2 percent of nonfarm employment in the region. The Trade sector accounts for approximately 26.1 percent of non-agricultural employment, followed by F.I.R.E. (10.7 percent), Construction (10.7 percent), and Government (8.8 percent). Farm and agricultural services comprise about 12.7 percent of total employment within the region.

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                                       -7-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                               Demographic and Economic Analysis
================================================================================

      The hotel industry in Collier County provides one of the most significant reflections of Naples' tourist industry. The county has a mix of high-end world renown resorts and locally owned hotels, which accounted for nearly $500 million in gross taxable sales in 1990. In 1990, there were over 90 lodging establishments in Collier County providing over 4,400 living units. This industry was bolstered in 1985 and 1986 when two world-class resorts were opened at opposite ends of the Pelican Bay planned community. The Ritz-Carlton Naples, which anchors the north end of Pelican Bay, opened late in 1985 with 463 guest rooms, and 19 separate meeting rooms, totaling 24,000 square feet. As a result of this hotel's accommodations and facilities, more than half of the Fortune 500 Companies have held conventions or seminars at the Ritz since 1987. The Registry Resort opened on the southern end of Pelican Bay in 1986, with 474 rooms, 21,000 square feet of meeting space, and six restaurants. Prior to the Ritz and Registry openings, major meetings were conducted in Marco Island, with nominal retail dollars being spent on the mainland. The opening of these hotels has had a major effect on the hotel and resort industry in Naples, bringing the north Collier County area into a stronger position to cater to business meetings and seminars, with the addition of 45,000 square feet of meeting space.

      In conclusion, the near-term outlook for Collier County remains positive based upon past performance and projections for future growth. Population growth in the region has outpaced most areas of the United States, a trend which is expected to continue over the next five to ten years. Naples' permanent and seasonal residents are affluent and well educated. This, combined with the area's role as a dominant resort area, provides a sizable market for goods and services and increases the market's appeal to retailers.

      Although Florida has been negatively impacted by the last national/global recession and highly publicized crime problems, the Naples/Collier County region has, to some extent, skirted the economic downturn and indirectly benefited from negative publicity along Florida's east coast (Miami). Over the long-term, we anticipate continued growth in the Naples MSA for the foreseeable future. As is the case with many areas of the state, tourism, the services sector, construction, and agriculture will continue to be the region's leading industries.

NEIGHBORHOOD ANALYSIS

      A neighborhood is defined as a grouping of complimentary land uses affected by similar operations of the social, economic, governmental, and environmental forces that influence property value. The area most closely surrounding the subject, whether it contains residential property, or a mixture of commercial and residential properties, is called a neighborhood.

Neighborhood Characteristics

      The subject property is situated at the southeast corner of Airport-Pulling Road and Pine Ridge Road in the northeast quadrant of the Naples MSA. The intersection of Airport-Pulling Road and Pine Ridge Road is signalized with left- hand turn lanes in each direction. The subject's neighborhood can be defined as an east/west corridor along Pine Ridge Road, extending from Goodlette-Frank Road (Route 851) and Tamiami Trail (Highway 41) to the west, to Interstate 75 on the east. The neighborhood also runs north/south along Airport-Pulling Road. The area contains some of the region's more affluent communities and has been the recipient of significant retail development over the past five years.

================================================================================

                                       -8-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                               Demographic and Economic Analysis
================================================================================

Accessibility/Linkage

      The subject neighborhood is located in the northeastern sector of Naples, in a fast developing area near North Naples. Access to the area is most easily achieved by Airport-Pulling Road (north/south) and Pine Ridge Road (east/west). Regional access is available via Interstate 75, located approximately 2.0 miles to the east, and Highway 41 North, approximately 4.0 miles to the west. The primary traffic carriers include Pine Ridge Road and Airport-Pulling Road. Pine Ridge Road (Route 896) is a four to six lane arterial linking the neighborhood with Interstate 75 and Highway 41, the Tamiami Trail. Airport-Pulling Road (Route 31) is a four lane thoroughfare running north/south with turn-lanes at intersections. Airport-Pulling Road is six lanes near the subject. U.S. Highway 41 is a six lane arterial improved with curbs, gutters and turn-lanes. It is the most heavily trafficked arterial in Naples.

Surrounding Land Use Patterns

      Predominant land uses in the subject neighborhood consist of a mixture of commercial developments, including retail centers, fast food restaurants, automotive service stations, and various other service-related facilities. Directly to the north, across Pine Ridge Road, is the Baron-Collier High School and a new Sports Authority store at the northeast corner of the intersection. East of the subject are several apartment complexes and residential areas. Directly to the south and southeast is land in farm use. Across Airport-Pulling Road, to the west, is Pine Ridge Crossing, a 280,000+/- square foot community shopping center which opened shortly after the subject. At the northwest corner of the intersection is Bed Bath & Beyond Plaza (formerly Ridgeport Plaza), a recently renovated community center anchored by Bed Bath & Beyond (formerly Winn- Dixie, which vacated to open at Carillon Place) and Toys R Us. Just west of the subject intersection is an operating Home Depot store and former Pace Club Warehouse which is no longer in retail use. A large new 20-plex cinema
(Cobb) opened in January north of the subject along the west side of Airport
Road.

      Several miles west is the Pelican Bay resort area anchored by The Waterside Shops at Pelican Bay, a 250 000+ square foot specialty center, with Saks Fifth Avenue and Jacobson's. -The Westinghouse Pelican Bay project has been an on- going planned unit development community. The project includes about 2,l00+/- acres, featuring three miles of frontage property along the Gulf of Mexico. Major land uses include a variety of residential developments, single-family homes, villas and high-rise apartments and condominiums, approximately 313,000+/- square feet of office space, and two first class luxury hotels; The Ritz-Carlton and -The Registry Resort and Golf Course. Other resort-oriented properties in the area include the Seagate Beach Club, Gulf Shore Beach, Shore Club, Highpoint Golf and Tennis Club, the World Tennis Center, Moorings Country Club and Golf Course, and the Beach Club Golf Course. Grey Oaks is situated to the south of Carillon Place, featuring $1.0 million homes.

Neighborhood Summary

      The subject property benefits from its location at an easily accessible intersection in the northeastern quadrant of Naples. From its proximity to high-end developments and world-class hotel/resorts, to its accessibility from all parts of the region, the subject is clearly capable of capturing a substantial amount of expenditure potential. Further, the subject is situated in the growth path for Collier County, centering around North Naples. The neighborhood has good regional drawing power by virtue of the roadway network serving it. The anticipated trend for the subject neighborhood is for continued growth into the foreseeable future.

================================================================================

                                       -9-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                               Demographic and Economic Analysis
================================================================================

CRITICAL OBSERVATIONS

      The following bullet points summarize some of our general observations relating to demographic and economic trends in the subject's region and neighborhood:

      o Economy - Naples/Collier County has an economy which is based primarily on the tourism industry. While vulnerable during recessionary times, the MSA has been fairly successful in diversifying its economic base in recent years with the addition of new companies and industries.

      o Demographics - Demographic trends clearly show strong signs of growth and stability and are forecasted to continue this growth into the foreseeable future. This bodes well for the area's real estate market and consumer needs.

      o Location - The subject property has a good location which is well-suited to serve the local communities of North Naples, as well as all areas of Collier County due to the unique tenancy and excellent accessibility of the center.

Conclusion

      On balance, the subject benefits from its location at an easily accessible intersection in the North Naples area of Collier County. From its proximity to residential developments, to its accessibility from other parts of the region, the subject is clearly capable of capturing a substantial amount of GAFO expenditure potential. The neighborhood has good local drawing power by virtue of the roadway network serving it, as well as the center's anchor tenancy. Over the long term, we believe the prospect for net appreciation in real estate remains good.

================================================================================

                                      -10-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPETITIVE PROPERTIES
Naples/Collier County MSA
Cushman & Wakefield, Inc.

====================================================================================================================================
                                             Center    Yr. Blt/     Total       No.      Parking         Anchor          Anchor
No.        Name             Location       Orientation Rent/Exp.     GLA      Parking     Ratio          Tenants          GLA
====================================================================================================================================
S    Carillon Place     Pine Ridge &        Power Ctr.    1994       266,270      1,451   5.45     Winn-Dixie,            198,980
                        Airport-Pulling                                                            TJMaxx, Service,
                                                                                                   Ross, Circuit,
                                                                                                   OfficeMax
------------------------------------------------------------------------------------------------------------------------------------
1    Pine Ridge         Pine Ridge &        Community     1994       280,000              0.00     Publix, Beall's,       209,359
     Crossing           Airport-Pulling                                                            Target
------------------------------------------------------------------------------------------------------------------------------------
2    Bed Bath & Beyond  Pine Ridge &        Community     1987        95,000              0.00     Bed Bath & Beyond,      45,025
     Plaza              Airport-Pulling                                                            Toys R Us
------------------------------------------------------------------------------------------------------------------------------------
3    Naples Shopping    U.S. 41 & Golden    Community   1962/89      201,227        960   4.77     Publix, Marshalls,     122,139
     Center             Gate Pkwy.                                                                 Linens, Walgreens,
                                                                                                   Office Depot
------------------------------------------------------------------------------------------------------------------------------------
4    Park Shore         U.S. 41 & Old       Community     1973       231,930      1,377   5.94     Kmart, Eckerd          187,493
     Shopping Center    Road                                                                       Drug, J. Byrons,
                                                                                                   Vacant
------------------------------------------------------------------------------------------------------------------------------------
5    Pavilion Shopping  U.S. 41 &           Community     1983       153,467              0.00     Publix, Walgreens,      83,177
     Center             Vanderbilt Beach                                                           Theater
------------------------------------------------------------------------------------------------------------------------------------
6    Neapolitan Way     U.S. 41 &           Community     1986       137,000        700   5.11     Publix, Walgreens       47,950
                        Neapolitan Way
------------------------------------------------------------------------------------------------------------------------------------
7    Riverchase         U.S. 41 &           Community     1992       114,000              0.00     Publix                  47,489
     Shopping Center    Immokalee
------------------------------------------------------------------------------------------------------------------------------------
8    Greentree Center   Airport-Pulling &   Community     1987       108,000                --     Winn-Dixie, Eckerd
                        Immokalee                                                                  Drug
------------------------------------------------------------------------------------------------------------------------------------
9    Gulf Gate Plaza    U.S. 41 &           Community   1970/86      173,259        664   3.83     Publix, Beall's         61,758
                        Bayshore Drive                                                             Outlet, Jo-Ann
                                                                                                   Fabrics
------------------------------------------------------------------------------------------------------------------------------------
10   Naples Towne       U.S. 41 & Palm      Community     1983       138,319                --     Kmart, Wooley's,       115,977
     Centre             Drive                                                                      Luria's (Vacating)
------------------------------------------------------------------------------------------------------------------------------------
11   Towne Centre       U.S. 41 & Palm      Community     1986       109,000              0.00     Beall's, Cobb           54,495
     South              Drive                                                                      Theater
------------------------------------------------------------------------------------------------------------------------------------
12   Freedom Square     U.S. 41 & Route     Community     1994       213,839              0.00     Publix, Kmart          173,239
                        951
====================================================================================================================================

     Survey Low:                                                      95,000              0.00
====================================================================================================================================
     Survey High:                                                    280,000              5.94
====================================================================================================================================
     Survey Mean:                                                    170,870              2.28
====================================================================================================================================
     Survey Total:                                                 2,221,311
====================================================================================================================================


---------------------------------------------------------------------------------------------------------------
                                                                   Overall    Shop       Distance     Competi-
                        Anchor     In-Line Shop     NNN Charges     Occu-     Occu-        From         tive
No.        Name          Ratio       Rent/SF           per SF       pancy     pancy      Subject       Stance
---------------------------------------------------------------------------------------------------------------
S    Carillon Place     74.0%    $14.00 - $18.00   $2.80 - $3.00      96.1%     84.8%       --           --
---------------------------------------------------------------------------------------------------------------
1    Pine Ridge         74.8%    $14.00 - $18.00   $2.65 - $2.95      99.1%      54.5       --        Primary
     Crossing
---------------------------------------------------------------------------------------------------------------
2    Bed Bath & Beyond  47.4%    $10.00 - $14.00   $2.65 - $2.85      92.0%     84.8%       --       Secondary
     Plaza
---------------------------------------------------------------------------------------------------------------
3    Naples Shopping    60.7%     $8.00 - $10.00   $2.75 - $3.00      92.0%     79.8%  4.0 Miles SW   Primary
     Center
---------------------------------------------------------------------------------------------------------------
4    Park Shore         80.8%     $5.00 - $14.00   $2.75 - $3.00      82.7%     84.2%  2.5 Miles W   Secondary
     Shopping Center
---------------------------------------------------------------------------------------------------------------
5    Pavilion Shopping  54.2%    $16.00 - $25.00         --           97.0%     93.4%  4.0 Miles NW  Secondary
     Center
---------------------------------------------------------------------------------------------------------------
6    Neapolitan Way     35.0%           --               --           96.0%     93.8%  2.5 Miles W   Secondary
---------------------------------------------------------------------------------------------------------------
7    Riverchase         41.7%     $15.00 -$19.00         --          100.0%    100.0%  5.0 Miles NW  Secondary
     Shopping Center
---------------------------------------------------------------------------------------------------------------
8    Greentree Center    0.0%           --               --          100.0%    100.0%  4.0 Miles N   Secondary
---------------------------------------------------------------------------------------------------------------
9    Gulf Gate Plaza    35.6%     $7.00 - $11.00         --           88.0%     81.4%  5.5 Miles S   Secondary
---------------------------------------------------------------------------------------------------------------
10   Naples Towne       83.8%    $10.00 - $12.00   $2.80 - $3.20      94.2%     64.1%  6.0 Miles S   Secondary
     Centre
---------------------------------------------------------------------------------------------------------------
11   Towne Centre       50.0%    $13.00 - $13.00   $2.80 - $3.20      97.0%     94.0%  6.0 Miles S   Secondary
     South
---------------------------------------------------------------------------------------------------------------
12   Freedom Square     81.0%    $13.00 - $16.00   $3.00 - $3.00      84.7%     19.4%  10.5 Miles S  Secondary
---------------------------------------------------------------------------------------------------------------

===============================================================================================================
     Survey Low:        0.00%     $5.00 - $10.00   $2.65 - $2.85      82.7%     19.4%
===============================================================================================================
     Survey High:       83.8%    $16.00 - $25.00   $3.00 - $3.20     100.0%    100.0%
===============================================================================================================
     Survey Mean:       55.3%    $11.18 - $15.45   $2.80 - $3.03      93.8%     82.8%
===============================================================================================================
     Survey Total:
===============================================================================================================

                                                                 MARKET ANALYSIS
================================================================================

Trade Area Analysis

      A retail center's trade area contains people who are likely to patronize that particular retail center. These customers are drawn by a given class of goods and services from a particular tenant mix. A center's fundamental drawing power comes from the strength of the major tenants as well as the regional and local tenants which complement and support the anchors. A successful combination of these elements creates a destination for customers seeking a variety of goods and services while enjoying the comfort and convenience of an integrated shopping environment.

      In order to define and analyze the subject's market potential, it is important to first establish the boundaries of the trade area from which the subject draws its customers. In some cases, defining the trade area may be complicated by the existence of other retail facilities on main thoroughfares within trade areas that are not clearly defined or whose trade areas overlap with that of the subject.

      The subject serves a dual purpose in the community. That is to say that it acts as both a convenience center for the residents living in the immediate neighborhood, as well as a community/power center by virtue of the larger destination tenants such as Ross, Service Merchandise, Circuit City, OfficeMax, and T.J. Maxx. As such, a clear understanding of the property type is important in order to place the subject in its proper competitive context.

      We have not been provided with any customer survey or shopper zip code reports that would help identify the boundaries of the primary and secondary trade areas. Therefore, we have made certain reasonable assumptions of the extent of this area based upon other physical, demographic, and geographic data available. Before the trade area can be defined it is necessary that we review the retail market and the competitive structure of the general marketplace, with consideration given to the subject's position.

Retail Structure/Competition

      In order to examine the subject property in its proper context, we must examine the nature of the competition. By virtue of the market structure, the subject competes with certain retail establishments throughout the general Naples/Collier County area.

      The table on the Facing Page presents an overview of retail competition for the subject property, with an identification of which properties are considered to be most competitive with the subject in terms of merchandising and location. While not all of the comparables are directly competitive with Carillon Place, the properties provide a better understanding of the competitive alignment within the subject's region. The centers also help to define the potential trade area from which the subject draws its likely customers.

      As shown, the subject competes most directly with Pine Ridge Crossings, a 280,000+/- square foot community center located across Airport-Pulling Road. The property is anchored by Publix, Beall's, and Target. In-line shop rents range from $14.00 to $18.00 per square foot, with an overall in-line occupancy of 96.5 percent. Triple net charges at this property are reported between $2.85-$2.95 per square foot.

================================================================================

                                      -11-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      Both Target and Beall's are competitors for customers with Ross and T.J. Maxx at the subject property, while Publix is another regional grocery operator which competes with Winn-Dixie. The subject, however, provides a much broader mix of merchandise and national retail tenants. The two centers together are considered to be more complementary than competitive, providing a larger draw of customers to the area.

      Another primary competitor with the subject is the Naples Shopping Center which is located on the west side of the intersection of U.S. Highway 41 and Golden Gate Parkway, across from the Coastland Center regional mall. Naples Shopping Center is anchored by Publix, Marshalls, Linens 'N Things, Walgreens, and Office Depot. There are a good number of local tenants at this center which reports an overall vacancy of 8.0 percent vacancy, although only one or two spaces appeared vacant upon inspection. Rents in this center are quoted from $5.00 to $15.00 per square foot, with a more narrow range of $6.00 to $10.00 reported.

      Clearly, tenants which compete most directly with the subject include Publix (Winn-Dixie), Marshalls (T.J. Maxx and Ross), Office Depot (OfficeMax), Walgreens (Eckerd Drugs), and Linens 'N Things (Linen Barn). The subject, however, offers a deeper merchandising mix and more convenient access in a less congested area of Naples.

      The subject also competes to some degree with existing regional and specialty shopping centers such as the Coastland Mall and Waterside Shops. It is noted, however, that the subject is a unique property within this market whereas no existing centers truly present a similar competitive stance to Carillon Place.

Other Competition

      There exists various nodes of retail development throughout the immediate area that also offer varying degrees of competition to the subject. There are a number of strip centers that, because of their major tenants and merchandising, do offer themselves as some competition, albeit limited, to the subject.

Competition Summary

      Primary competition to Carillon Place is seen in Pine Ridge Crossings and the Naples Shopping Center. Both offer competitive merchandising, with Naples Shopping Center offering the most comparable mix of tenants to Carillon Place. Secondary competition derives from smaller area centers with only one or two competing anchors to the subject (i.e. grocery, drug, and/or discount department store). These centers compete to some degree with Carillon Place but more or less help to balance the mix of retail infill for Naples. Finally, both Waterside Shops and Coastland Center offer a competitive stance to the subject, albeit limited. The existence of these centers is considered a benefit, rather than a hindrance, reinforcing the commercial draw of the Naples' market.

================================================================================

                                      -12-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

New/Proposed Development

      There are two proposed projects in the works for Naples, both involving large theater complexes. The first is a 250,000+/- square foot (Phase 1) "entertainment" center at Grey Oaks. This project will be anchored by a 24-screen movie complex. Site work began in late 1995, however, further construction was put on hold in January 1996. Grey Oaks Town Center could ultimately total 1.4+/- million square feet with a mix of uses from retail, theater, and entertainment, to office buildings and restaurants. This first phase will include the theater complex, shops, restaurants, and offices and will be comparable in size and perception to the Waterside Shops. Some discussion of a neighborhood center anchored by fast food restaurants and a national drug store chain has also been in the works. Zoning for the town center is already in place for the 1,600+/- acre Grey Oaks community which allows for 2,400+/- residences, 700,000+/- square feet of retail space, 650,000+/- square feet of office, and a 250-room hotel. Completion of the first phase is now scheduled for late-1998, although this is still considered speculative as of this writing. Full development of the community is not expected for 10 to 20 years.

      This center is to be located at the northeast corner of Golden Gate Parkway and Airport-Pulling Road, approximately 4.0+/- miles south of the subject. Its potential tenancy is not likely to compete directly with the subject. Grey Oaks Town Center is being marketed as an upscale type development which would compete more directly with the Waterside Shops and upscale shopping districts of Naples.

      The other new development is the Pine Air Lakes retail project just north of the subject on the west side of Airport-Pulling Road. Although no complete plans have been announced, a 20-screen theater has already been completed. The tenant is Cobb Theatres, with potential for complimentary retail uses. Similar to the Grey Oaks project, this center is not likely to compete directly with the subject. Its close proximity should provide a larger potential draw of customers to the area.

      Finally, some talk has been made of an additional factory outlet center along Pine Ridge Road. The center, being considered by The Lutgert Companies, would contain approximately 150,000+/- square feet and some 40+/- stores and will most likely be located just east of Interstate 75.

Subject Property Profile

      The subject property is anchored by a number of national retail tenants who are unique to the Naples/Collier County market. These include Service Merchandise, T.J. Maxx, Ross, OfficeMax, and Circuit City. Winn-Dixie is a familiar name to Florida residents, as is Eckerd Drugs. The subject Winn-Dixie, however, incorporates the chain's new "superstore" concept. Eckerd Drugs is one of only two drugstores in the area with a drive-up window. Pier I Imports -is another unique tenant to the local market.

================================================================================

                                      -13-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

Trade Area Definition

      In defining boundaries for the subject's primary trade area, several factors have been considered. First, the property's location with respect to transportation provides the basis for regional access to the area. Second, regional competition and geographic boundaries help to define the potential size of the trade area as a measure of distance from the property. Third, the merchandising mix and anchor alignment provide the basic draw of customers that are likely to patronize the property.

      Carillon Place is located in a developing area of the Naples metropolitan area, situated at the intersection of Airport-Pulling Road and Pine Ridge Road. These routes provide good east-west/north-south access to the property along with proximity to Interstate 75 and U.S. Highway 41.

      As discussed, the location and accessibility of competing centers has direct bearing on the formation and make-up of the subject's trade area as well. The subject competes most directly with Pine Ridge Crossings and the Naples Shopping Center, although neither have truly comparable configurations. Pine Ridge Crossings actually helps provide an addition draw to the subject's region. The expanded Coastland Center will be more competitive with the subject. Secondary competition is seen in other area community centers which are anchored by only one or two competing anchor tenants, namely groceries and off-price or discount retailers.

      Finally, it is important to note that other neighborhood centers, freestanding "category killers", and outlet malls all represent a strong force in the market's competitive environment. However, their primary stores (discount department stores, drugs, home improvement centers and warehouse clubs) are different from those which comprise the subject property. Certainly there is a place for both in most retail environments, including the subject region. Collectively, they balance out the retail infill and act as a traffic generator that increases the area's status as a destination retail hub.

      To summarize, the foundation of our analysis in the delineation of the subject's trade area may be summarized as follows:

      1. Highway accessibility, including area traffic patterns, geographical constraints, and nodes of residential development;

      2. The position and nature of the area's retail structure, including the location of destination retail centers and the strength and composition of the retail infill; and

      3. The size, anchor tenancy, and merchandising composition of the subject property's tenants.

      Given all of the above, a primary trade area for the subject property would likely span an area encompassing about 5.0 to 10.0 miles around the center. The subject's secondary trade area might span up to 20.0 or 30.0 miles from the site due to its unique merchandising which cannot be found in many areas of Southwest Florida.

================================================================================

                                      -14-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

DEMOGRAPHIC STATISTICS
Carillon Place (Naples, Florida)
Cushman & Wakefield, Inc.

--------------------------------------------------------------------------------------------------------------------
                                5-Mile         10-Mile       20-Mile        City of        Collier       State of
                                Radius         Radius         Radius        Naples         County        Florida
--------------------------------------------------------------------------------------------------------------------
POPULATION STATISTICS
---------------------
1980                                35,030         66,468         89,957        18,395         85,971      9,746,326
1990                                67,772        127,875        172,897        19,505        152,099     12,937,926
1997                                84,416        159,904        215,836        20,291        185,176     14,450,334
2002                                90,437        171,923        235,483        18,696        196,975     15,363,003

Compound Annual Change
----------------------
1980 - 1990                          6.82%          6.76%          6.75%         0.59%          5.87%          2.87%
1990 - 1997                          3.19%          3.24%          3.22%         0.57%          2.85%          1.59%
1997 - 2002                          1.39%          1.46%          1.76%        -1.62%          1.24%          1.23%
--------------------------------------------------------------------------------------------------------------------

HOUSEHOLD STATISTICS
--------------------
1980                                14,037         27,321         36,675         8,516         33,966      3,744,255
1990                                28,313         54,365         73,144         9,776         61,703      5,134,869
1997                                35,982         69,452         94,687         9,797         77,170      5,864,493
2002                                38,641         74,814        103,232         9,502         82,330      6,315,395

Compound Annual Change
----------------------
1980 - 1990                          7.27%          7.12%          7.15%         1.39%          6.15%          3.21%
1990 - 1997                          3.48%          3.56%          3.76%         0.03%          3.25%          1.92%
1997 - 2002                          1.44%          1.50%          1.74%        -0.61%          1.30%          1.49%
--------------------------------------------------------------------------------------------------------------------

AVERAGE HOUSEHOLD INCOME
------------------------
1980                               $26,163        $23,913        $22,895       $32,398        $23,658        $18,695
1990                               $56,710        $51,110        $50,217       $82,434        $51,978        $36,517
1997                               $84,951        $74,973        $72,460      $113,217        $77,184        $52,110
2002                              $110,294        $97,158        $93,149      $149,057       $101,113        $67,157

Compound Annual Change
----------------------
1980 - 1990                          8.04%          7.89%          8.17%         9.79%          8.19%          6.92%
1990 - 1997                          5.94%          5.63%          5.38%         4.64%          5.81%          5.21%
1997 - 2002                          5.36%          5.32%          5.15%         5.65%          5.55%          5.20%
--------------------------------------------------------------------------------------------------------------------

PER CAPITA INCOME STATISTICS
----------------------------
1980                               $10,484         $9,829         $9,334       $14,999         $9,424         $7,270
1990                               $23,951        $22,031        $21,455       $41,704        $21,386        $14,698
1997                               $36,538        $33,018        $32,237       $55,062        $32,696        $21,441
2002                               $47,547        $42,855        $41,399       $76,061        $42,953        $28,009

Compound Annual Change
----------------------
1980 - 1990                          8.61%          8.41%          8.68%        10.77%          8.54%          7.29%
1990 - 1997                          6.22%          5.95%          5.99%         4.05%          6.25%          5.54%
1997 - 2002                          5.41%          5.35%          5.13%         6.67%          5.61%          5.49%
--------------------------------------------------------------------------------------------------------------------
SOURCE:   Equifax National Decision Systems
--------------------------------------------------------------------------------------------------------------------

                                                                 Market Analysis
================================================================================

      Based on these observations, together with our discussions with ownership, we believe that the primary trade area for the subject would extend outward to a radius of approximately 10.0+/- miles from the property. To add perspective to this analysis, we have segregated our survey into 5.0, 10.0 and 20.0-mile concentric circles with a comparison to the United States and State of Florida. The report on the Facing Page presents this data.

      According to a recent ICSC study, community and power centers tend to have trade areas which extend roughly six miles in any direction and contain approximately 150,000 to 200,000 residents with 60,000 to 70,000 households and income levels in excess of $35,000 per household. As such, it is our opinion that the 10.0 mile radius surrounding the subject property comprises the primary trade area from which 70.0 to 80.0 percent of its sales originate.

Vacancy Rates

      Based upon our survey of competitive properties in the subject's region, an overall vacancy rate of approximately 6.2 percent is estimated. For in-line shop space only, the overall vacancy rate is calculated to be about 17.2 percent. Obviously vacancy rates vary depending upon location, accessibility, property configuration, and competition. In general terms, we believe the survey bodes well for the subject, with generally strong occupancy levels at the more competitive projects, including Pine Ridge Crossing.

Rental Rates

      Rental rates at competing properties reflect a range of $5.00-$25.00 per square foot for in-line shops. The low mean rental rate for in-line shops is calculated to be $11.18 per square foot, while the high mean is $15.45 per foot. From the data, it is clear that the subject's rents are near the high-end of the market for competing properties. Rents at Pine Ridge Crossing generally support those found at the subject, suggesting a range of $14.00 to $18.00 per square foot.

Expense Rates

      From discussions with local brokers and property managers, expense rates generally range from $2.50 to $3.50 per square foot for community centers in the region, with CAM ranging between $1.50 to $2.00 per square foot, including insurance, and taxes from $1.00 to $1.50 per foot. The low mean of our survey reflects triple net charges of $2.80 per square foot, while the high mean is $3.03 per foot.

Concessions/Workletter

      Concessions given to tenants in the Naples market include free rent, cash allowances, and build-out. Generally, free rent is limited to those projects with inferior locations and inferior anchor tenants. Tenant improvement allowances typically range from $3.00 to $6.00 per square foot for new tenants, with renewal tenants receiving no TIs or half the rate of new tenants.

================================================================================

                                      -15-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

Summary/Observations/Conclusion

      We have analyzed the retail trade history and profile of the Naples MSA and in order to make reasonable assumptions as to the continued performance of the subject's trade area. A metropolitan and locational overview was presented which highlighted important points about the study area and demographic and economic data specific to the trade area were presented. The trade area profile discussed encompassed a radii based analysis that was established based upon a study of the competitive retail structure. Marketing information relating to these sectors was presented and analyzed in order to determine patterns of change and growth as it impacts the subject. Next we discussed the subject's retail sales performance potential over the near term. The given data is useful in establishing quantitative dimensions of the total trade area, while our comments serve to provide qualitative insight into this market. A compilation of this data provides the basis for our projections and forecasts particular to the subject property.

      The following bullet points summarize some of our key conclusions and observations with regard to the subject's trade area and market potential:

      o The subject neighborhood has good vehicular access via Pine Ridge Road and Airport-Pulling Road. The subject enjoys a visible location and is centered in the principal commercial hub for this quadrant of the city.

      o The existing trade area structure is largely characterized by traditional neighborhood and community centers anchored by grocery or discount stores. Regional mall shopping is currently only found in areas to the south at Coastland Center and, to some extent, west at Waterside Shops.

      o The subject benefits from an affluent local population. Average household income within a 5.0-mile radius of the property is currently estimated at $84,951. Expanding into the full 10.0-mile primary trade area, the income level declines slightly to $74,973. These figures are well above statewide and national levels.

      o Spending power is acutely influenced by the high degree of tourists which come into the Naples community each year. The income and retail sales potential that these visitors bring is not measured in the demographic statistics which are reflective of permanent residents only.

      o The center is well positioned in an area that is forecasted to continue to witness substantial population and household growth. Population within a 10.0-mile radius is currently estimated at 159,904 and by 2002 it is expected to increase by to nearly 171,923 (compound annual growth of 1.5 percent). Household formation is projected to increase at an annual rate of 1.5 percent per year.

      o Vacancy levels within the subject neighborhood are low. Carillon Place is currently 96.2 percent occupied after being 100.0 percent occupied since its opening in 1994; leases are currently signed to fill the 10,500 square feet of current vacancy.

================================================================================

                                      -16-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      o The property is well positioned geographically to benefit from future growth in the area. Additional retail development in the neighborhood has helped create a critical mass of stores and merchandising that continues to attract additional customer traffic.

      Our analysis concludes that the merchandising mix of the center, the location along two major arterials, and the popularity and uniqueness of the major tenants, all combine to establish Carillon Place as a viable retail center in its trade area. We believe that, with competent management, focused marketing, and a responsive maintenance program, it should continue to maintain a strong position in its marketplace. Our outlook for the area continues to be positive, with moderate-good prospects for appreciating real estate values.

================================================================================

                                      -17-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                      [MAP]

                      PINE RIDGE RD & AIRPORT PULLING ROAD
                                   NAPLES, FL
                             5, 10, & 20 MILE RINGS

                               POP 97: TOTAL (EST)

                                      [MAP]

                      PINE RIDGE RD & AIRPORT PULLING ROAD
                                   NAPLES, FL
                             5, 10, & 20 MILE RINGS

                       POPULATION % TOTAL GROWTH 1997-2002

                                      [MAP]

                      PINE RIDGE RD & AIRPORT PULLING ROAD
                                   NAPLES, FL
                             5, 10, & 20 MILE RINGS

                            HH 97 BY INCOME: AVERAGE

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

Location:                     SEC/ of Pine Ridge Road and
                              Airport-Pulling Road
                              City of Naples, Collier County, Florida

Shape:                        Irregular-Rectangular

Site Area (owned):            29.16+/- acres (1,270,162+/- square feet)

Frontage:                     South side of Pine Ridge Road (1,l00+/- feet)
                              East side of Airport-Pulling Road (1,675+/- feet)

Topography/Terrain:           Relatively level

Street Improvements:          Pine Ridge Road and Airport-Pulling Road are two-
                              way, four-lane arterials with left-hand turn lanes adjacent to the subject. They are macadam paved with concrete curbing, sidewalks, street lighting and overhead utilities.

Soil Conditions:              No study of soils was conducted as part of this
                              appraisal and no opinion is rendered on sub-soil conditions. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property.

Utilities
     Water:                   City of Naples
     Sewer:                   City of Naples
     Electricity:             Florida Power and Light
     Gas:                     N/A
     Telephone:               United Telephone

Access: Primary access is gained via Pine Ridge Road (east/west) and Airport-Pulling Road (north/south). Ingress/ egress is gained via curb-cut entrances along Pine Ridge Road (2) and Airport-Pulling Road (3). Ingress/egress along Airport-Pulling Road is by easement agreement over a city-owned drainage-way.

================================================================================

                                      -21-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                               [SITE PLAN OMITTED]

                                                            Property Description
================================================================================

Land Use Restrictions:        We were  provided  with  an  A.L.T.A. title
                              commitment from the Chicago Title Insurance Co.
                              dated October 13, 1995. The report cites various utility and reciprocal easement agreements which seem to be typical for such a land use. We do not know of any other easements, encroachments or restrictions that would adversely affect the site's use.

Flood Hazard:                 The subject property lies in Flood Zone X accord-
                              ing to Community Number 120067, Panel Number
                              0385D. According to Collier County, the subject has been constructed at a flood elevation of 18 inches above the crown of the road as required by planning.

Wetlands:                     No wetlands study has been provided for this
                              analysis. If a subsequent engineering survey reveals the presence of regulated wetlands, we reserve the right to amend this valuation.

Site Improvements:            The subject site has been graded, paved and
                              improved with all necessary underground and overhead utilities

Hazardous Substances:         Please refer to our Assumptions and Limiting
                              Conditions with an explanation as to our disclaimer regarding hazardous substances.

Comments:                     Overall, the size, topography and site
                              configuration appear functionally adequate and conducive for retail utilization. The site is serviced by all public utilities and the curb appeal of site improvements is good.

================================================================================

                                      -22-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                              [FLOOR PLAN OMITTED]

                                                            Property Description
================================================================================

Improvements Description

      The subject site has been improved with a single-level retail center with a total GLA of 266,438+/- square feet (excluding non-owned outparcels). A more complete description of these improvements follows. Please refer to the site plan on the Facing Page for the location of the improvements on the subject tract.

General Description

     Type: Power/community center comprised of six major stores, several in-line retail tenants, and six outparcels.

     Year Built:              1994

     Gross Leasable
     Area (Owned):            ==================================================
                              Major Tenants            Bldg. Area     Allocation
                              ==================================================
                              Winn-Dixie               50,540+/- SF
                              --------------------------------------------------
                              TJ Maxx                  32,900+/- SF
                              --------------------------------------------------
                              Service Merchandise      50,061+/- SF
                              --------------------------------------------------
                              Ross Stores              25,500+/- SF
                              --------------------------------------------------
                              Circuit City             21 285+/- SF
                              --------------------------------------------------
                              OfficeMax                23,500+/- SF
                              ==================================================
                              Total Majors            203,786+/- SF        76.5%
                              ==================================================
                              In-Line Shops            47,654+/- SF        17.9%
                              ==================================================
                              Owned Outparcels         14,998+/- SF         5.6%
                              ==================================================
                              Total Owned GLA         266,438+/- SF       100.0%
                              ==================================================
3
     Total Building Area:     281,838+/- square feet (including  non-owned
                              outparcels)

     Original Developer:      Homart Development Company

Construction Detail

     Foundations:             Poured reinforced concrete.

     Framing:                 Structural steel frame, column and beam
                              construction.

     Floors: Poured concrete slab on porous fill and vapor barrier.

     Exterior Walls:          Pink brick on concrete block.

     Roof Structure:          Steel deck.

================================================================================

                                      -23-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                            Property Description
================================================================================

     Storefronts:             Safety glass with aluminum framing.  Most store-
                              fronts are uniform in appearance.

     Pedestrian Doors:        Safety glass in aluminum frame; mixture of manual
                              and electrically operated tempered glass doors.

     Loading/Rear
     Service Doors:           In-line shops have flush type single metal doors
                              at grade. Anchors have depressed drive-way loading docks with hollow metal overhead doors. Circuit
                              City has a customer service area to accommodate installation services.

Mechanical Detail

     Heating and Cooling:     HVAC is provided via individual roof-mounted heat
                              pumps for which tenants are responsible for main-tenance and operational costs. A standard distri-bution system of ducts, ceiling diffusers, grills, register, thermostats, etc. has been designed and constructed by landlord, based on open space and interior partitions.

     Plumbing:                Water and sanitary sewer connections for each
                              tenant suite (required for one lavatory and one water closet in restroom) are installed. Water and sewer usage is metered individually and billed to tenants by the local utility.

     Electrical Service:      Adequate commercial service is provided for each
                              tenant space and billed directly by Florida Power and Light for usage.

     Fire Protection:         The buildings are completely sprinklered in
                              accordance with local regulations. Fire hydrants are provided throughout the property.

Interior Detail

     Layout and Design:       The center has been constructed in an elongated
                              shape designed to conform to the site. Winn-Dixie anchors the southern end of the center, while
                              OfficeMax anchors the northern end. Outparcels are situated on the western portion of the site along Airport-Pulling Road.

================================================================================

                                      -24-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                            Property Description
================================================================================

                              Interior finish for most tenants has been completed per specification of the tenant. Anchor stores typically are built-out with vinyl composite tile over concrete, painted drywall, recessed fluorescent light fixtures, and exposed ceiling deck with beams and joist exposed.

                              Other tenants have suspended acoustical tile ceilings, painted drywall, recessed fluorescent lighting, 12 to 14 foot ceiling height, and various floor coverings, including carpet and ceramic tile.

     Outparcels:              The site plan provides for a total of six pads
                              summarized as follows.

                              ==================================================
                                                                     Building
                                Pad #             Tenant             Size (SF)
                              ==================================================
                                 A-1    First Regal/Carillon Fuel    2,450+/- SF
                              --------------------------------------------------
                                 A-2    First Union Bank             4,500+/- SF
                              --------------------------------------------------
                                  B     Boston Chicken*              3,279+/- SF
                              --------------------------------------------------
                                  C     Applebee's                   5,050+/- SF
                              --------------------------------------------------
                                  D     Fifth & Third Bank           3,400+/- SF
                              --------------------------------------------------
                                  E     Eckerd/Payless*             11,719+/- SF
                              ==================================================
                                Total                               30,398+/- SF
                              ==================================================

                              * Boston Chicken is on ground lease terms. Eckerd Drug Store and Payless Shoesource are on standard lease terms. The remaining parcels have been sold.
                              ==================================================

     Hazardous Substance:     Please refer to the Assumptions and Limiting
                              Conditions (No. 10) for a more complete discussion of our disclaimer concerning hazardous substances.

Site Improvements

     On-Site Parking          Standard            1,425 Stalls
                              Handicap            26 Stalls
                              --------            ------------
                              Total               1,451 Stalls

                              Parking areas are graded and surfaced with bituminous concrete paving suitable to local conditions. The lot is striped throughout. Parking Ratio: 5.4 spaces/1,000 SF of GLA

================================================================================

                                      -25-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                            Property Description
================================================================================

     Landscaping:             Landscaping is primarily comprised of native plant
                              species, including sable palm and other shrubbery and grass.

     Other: Parking lot lighting is provided with anodized aluminum high intensity lighting.

Comments:                     Overall, the site and building improvements appear
                              to be well designed and configured for retail utilization. Site configuration appears well suited for vehicular movement and visibility.

                              Analysis of the structural integrity of each building is beyond our expertise and best made by a professional engineer.

                              Our review of the local environs reveals that there are no extraordinary external influences which negatively impact the value of the subject property.

================================================================================

                                      -26-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             REAL PROPERTY TAXES AND ASSESSMENTS
================================================================================

Overview

      The subject property is currently assessed by Collier County, whose tax year runs from January 1 to December 31. The tax rate and/or revised assessments for 1997 are not complete as of this writing, and therefore, taxes are unavailable. Taxes for 1996 are summarized in the following chart:

================================================================================
                            1996 Assessments & Taxes
================================================================================
Parcel              Land           Improved       Total          1996
Carillon Tract      Value          Value          Value          Taxes
--------------------------------------------------------------------------------
B                   $4,099,370     $8,640,944     $12,740,314    $192,139.22
--------------------------------------------------------------------------------
D                   $148,105       $24,010        $172,115       $2,595.70
--------------------------------------------------------------------------------
E                   $100           $0             $100           $1.51
--------------------------------------------------------------------------------
G                   $163,350       $392,159       $555,509       $8,377.73
--------------------------------------------------------------------------------
Total               $4,410,925     $9,057,113     $13,468,038    $203,114.16
--------------------------------------------------------------------------------

      As shown, the subject has a total assessment of about $13.5 million which results in a tax billing of $203,114.16 based on the 1996 millage rate of $15.0812 per $100 of assessed value. This compares with reported taxes of $193,808.90 in 1995 ($14.6118 per $100 mill rate).

Preliminary 1997 Valuation

      Based on information provided by Collier County, the subject's preliminary 1997 valuation will result in a slightly lower total assessment. This is shown on the following chart.

================================================================================
                         Preliminary - 1997 Assessments
================================================================================
Parcel              Land           Improved       Total          1997
Carillon Tract      Value          Value          Value          Taxes
--------------------------------------------------------------------------------
B                   $4,099,370     $8,552,900     $12,652,270    N/A
--------------------------------------------------------------------------------
D                   $148,105       $23,765        $171,870       N/A
--------------------------------------------------------------------------------
E                   $100           $0             $100           N/A
--------------------------------------------------------------------------------
G                   $163,350       $388,157       $551,507       N/A
--------------------------------------------------------------------------------
Total               $4,410,925     $8,964,822     $13,375,747    N/A
--------------------------------------------------------------------------------

      If we were to increase the 1996 millage rate by, say, 3.5 percent and apply it to the preliminary valuation of $13.37 million, the 1997 tax billing would be roughly $210,000.

Ownership's Budget

      The current budget estimates taxes for 1997 at $195,374, essentially flat over the 1995 tax burden.

================================================================================

                                      -27-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             Real Property Taxes and Assessments
================================================================================

Conclusion

      We believe it is prudent to forecast some increase in taxes for the 1997 tax year. We base this on conversations with the Collier County Tax Assessor's office, as well as the subject's recent tax history. We have projected that taxes of $210,000 will be incurred for the 1997 calendar year. We have assumed taxes will increase at an annual rate of 3.5 percent per annum for this analysis.

================================================================================

                                      -28-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                          ZONING
================================================================================

      The subject property is zoned PUD, a Planned Unit Development designation by the City of Naples. This district allows for a variety of commercial uses, including retail shopping centers. Site development is governed by plan review.

      We are not experts in the interpretation of complex zoning ordinances. The subject has been constructed within the confines of the PUD regulations. As such, we assume that all general requirements have been met and that the existing as well as the proposed improvements conform to code.

      We know of no deed restrictions, private or public, that further limit the subject property's use. The research required to determine whether or not such restrictions exist, however, is beyond the scope of this appraisal assignment. Deed restrictions are a legal matter and only a title examination by an attorney or title company can usually uncover such restrictive covenants. Thus, we recommend a title search to determine if any such restrictions do exist.

================================================================================

                                      -29-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                            HIGHEST AND BEST USE
================================================================================

Highest and Best Use Analysis

      Highest and best use analysis evaluates existing land use for the subject property and seeks to determine if alternative uses would prove more profitable. The definition and analysis apply specifically to the land. The analysis further examines whether the land value at its highest and best use exceeds the total value of the property under its existing use or as improved. Highest and best use identifies the most profitable, competitive use to which the property can be put. Therefore, highest and best use is a market-driven concept.

Definition

      Highest and best use is defined as follows:

      The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability (Dictionary of Real Estate Appraisal, Third Edition, 1993).

      The definition indicates that there are two types of highest and best use analysis required; the site as though vacant, and the site as currently improved. In each case, the highest and best use must generally meet four criteria. The use must be (1) physically possible, (2) legally permissible, (3) financially feasible, and (4) maximally productive.

Highest and Best Use of Site As Though Vacant

      The subject site is zoned for shopping center development. Access is considered good. It is a convenient shopping mode for residents of North Naples, as well as residents throughout the Collier County region. Surrounding land uses reflect a mix of retail and commercial development, further improving the draw of the neighborhood. There is also ample residential backup. Considering the site's size, location, and accessibility, we are of the opinion that the property's highest and best use would be for a use that utilizes this location and relies upon the draw of customers locally. Given the zoning effect on the site, nearby land use patterns, and accessibility, we are of the opinion that the highest and best use of the subject site, as if vacant, is for retail development, such as a power-oriented shopping center, built to its maximum feasible F.A.R.

Highest and Best Use of Property As Improved

      When a site contains improvements, the existing use will generally continue in-use until such time the land value exceeds the sum of the land and existing improvement value, and the cost to remove improvements for another use. The subject property has been in continuous operation as a shopping center for about 3 years. As such, the existing leases which are in-place dictate a retail use of the property. Subject improvements are considered to be in excellent condition and continue to provide a sufficient return to the land. The site's value, as if vacant, clearly does not exceed the value of the property as currently improved, so it is reasonable to conclude that the highest and best use of the property, as improved, is for continued use as a shopping center

================================================================================

                                      -30-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               VALUATION PROCESS
================================================================================

      Appraisers typically use three approaches in valuing real property: The Cost Approach, the Sales Comparison Approach, and the Income Capitalization Approach. The type and age of the property and the quantity and quality of data effect the applicability in a specific appraisal situation.

Cost Approach

      The Cost Approach renders an estimate of value based upon the price of obtaining a site and constructing improvements, both with equal desirability and utility as the subject property. Historically, investors have not emphasized cost analysis in purchasing investment grade properties. The estimation of obsolescence for functional and economic conditions, as well as depreciation on improvements, makes this approach difficult at best. Furthermore, the Cost Approach fails to fully consider the value of anchor store commitments to shopping centers and the difficulty of site assemblage for such properties. All things considered, the Cost Approach will not be employed in this analysis due to the fact that the marketplace does no rigidly trade leased shopping centers on a cost/value basis.

Sales Comparison Approach

      The Sales Comparison Approach is based on an estimate of value derived from the comparison of similar type properties which have recently been sold. Through an analysis of these sales, efforts are made to discern the actions of buyers and sellers active in the marketplace, as well as establish relative unit values upon which to base comparisons with regard to the subject. This approach has a direct application to the subject property. Furthermore, this approach has been used to help develop investment indices and parameters from which to judge the reasonableness of our principal approach, the Income Capitalization Approach.

Income Capitalization Approach

      By definition, the subject property is considered an income/investment property. Properties of this type are historically bought and sold on the ability to produce economic benefits, typically in the form of a yield to the purchaser on investment capital. Therefore, the analysis of income capabilities are particularly germane to this property since a prudent and knowledgeable investor would follow this procedure in analyzing its investment qualities. Therefore, the Income Capitalization Approach has been emphasized as our primary methodology for this valuation.

Reconciliation

      This valuation concludes with a final estimate of the subject's market value based upon the total analysis as presented herein.

================================================================================

                                      -31-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

====================================================================================================================================
POWER CENTER/COMMUNITY CENTER SALE COMPARABLES
Cushman & Wakefield, Inc.
====================================================================================================================================
Sale                                       Sale         Yr Built/                      Site Area       Site      GLA         Anchor
No.      Name/Location                     Date         Condition      Sale Price      (Sq. Ft)      Coverage    Sold         GLA
====================================================================================================================================
 1    International Drive Value Ctr.      Pending         1995         $20,877,000      984,456       18.9%     186,081      148,274
      International Drive & Touch One     Jun-97        Excellent
      Orange County                      Agreement
      Orlando, Florida                    Mar-97
------------------------------------------------------------------------------------------------------------------------------------
 2    Lawrenceville Market Center         Nov-96          1995         $34,600,000           --       --        499,129      459,209
      Ga. 316 & GA, 120                                 Excellent
      Lawrenceville, Georgia
------------------------------------------------------------------------------------------------------------------------------------
 3    The Village at University Place     Aug-96         1995-97       $33,400,000    1,633,500       20.5%     334,500      140,200
      I-85 at W.T. Harris Blvd.                         Excellent
      Charlotte, North Carolina
------------------------------------------------------------------------------------------------------------------------------------
 4    Miller Square Plaza                 Aug-96       1980/83/90      $12,240,000    1,040,648       15.1%     156,670       68,384
      13898 SW 56th Street                              Fair-Good
      Dade County,
      Kendall, Miami, Florida
------------------------------------------------------------------------------------------------------------------------------------
 5    Preston Shepard Place               Jul-96          1995         $46,800,000    1,359,072       26.7%     363,256      265,837
      SWC/Preston & Park Blvd.                          Excellent
      Coiling County,
      Plano, Texas
------------------------------------------------------------------------------------------------------------------------------------
 6    Kmart Center                        Feb-96         1994/95       $23,134,700    1,224,036       22.6%     276,500      140,221
      10501 Pines Boulevard                             Good-Excl.
      Broward County,
      Pembroake Pines, Florida
------------------------------------------------------------------------------------------------------------------------------------
 7    McCarthy Ranch                      Mar-95         1994/95       $30,100,000    1,176,120       22.5%     264,112      214,134
      Santa Clara County                                Excellent
      Milpitas, California
------------------------------------------------------------------------------------------------------------------------------------
 8    Mansell Crossing                    Dec-94          1994         $34,400,000    1,481,040       21.6%     319,499      202,229
      NWC/Georgia 400 & Mansell                         Excellent
      Fulton County
      Atlanta, Georgia
------------------------------------------------------------------------------------------------------------------------------------
 9    Sheridan Plaza                      Sep-94         1975/91       $57,350,000    2,178,000       21.8%     475,600      262,236
      NW 56th & Sheridan St.                              Good
      Broward County
      Hollywood, Florida
====================================================================================================================================

      Survey High:                                                     $57,350,000    2,178,000          --      499,129     459,209
      Survey Low:                                                      $12,240,000      984,456          --      156,670      68,384
====================================================================================================================================
      Survey Average:                                                  $32,544,633    1,364,609       23.1%      319,483     211,192
====================================================================================================================================


====================================================================================================================================
                                            Anchor        Sale
Sale                                        GLA as       Price/         NOI/                                            Occupancy
No.      Name/Location                    % of Total     Sq. Ft        Sq. Ft        OAR      Anchor Tenants             At Sale
====================================================================================================================================
 1    International Drive Value Ctr.        79.7%       $112.19        $11.21        9.99%    Bed Bath & Beyond,          100.0%
      International Drive & Touch One                                                         Ross, Old Navy, T.J.
      Orange County                                                                           Maxx, Books-A-Million
      Orlando, Florida                                                                        Shoe Carnival
------------------------------------------------------------------------------------------------------------------------------------
 2    Lawrenceville Market Center           92.0%        $69.32         $6.59        9.50%    Target*, Home Depot*,       100.0%
      Ga. 316 & GA 120                                                                        AMC, Goody's, Linens N
      Lawrenceville, Georgia                                                                  Things, Marshalls, MJ
                                                                                              Design, PetsMart
------------------------------------------------------------------------------------------------------------------------------------
 3    The Village at University Place       41.9%        $99.85         $9.84        9.85%    Best Buy, Office Depot,     100.0%
      I-85 at W.T. Harris Blvd.                                                               TJ Maxx, Rhodes
      Charlotte, North Carolina                                                               Furniture
------------------------------------------------------------------------------------------------------------------------------------
 4    Miller Square Plaza                   43.6%        $78.13        $7.81       10.00%     Publix                       92.0%
      13898 SW 56th Street                                                                    Eckerd Drug
      Dade County,                                                                            Theater (gr. lease)
      Kendall, Miami, Florida                                                                 J. Byrons (not owned)
------------------------------------------------------------------------------------------------------------------------------------
 5    Preston Shepard Place                 73.2%       $128.83        $12.11        9.40%    Marshalls, Steinmart,       100.0%
      SWC/Preston & Park Blvd.                                                                Office Depot, Baby
      Coiling County,                                                                         Superstore, MJ Des.,
      Plano, Texas                                                                            Borders, HomePlace
------------------------------------------------------------------------------------------------------------------------------------
 6    Kmart Center                          50.7%        $83.67         $7.93        9.48%    Kmart                        97.0%
      10501 Pines Boulevard                                                                   Food Lion
      Broward County,
      Pembroake Pines, Florida
------------------------------------------------------------------------------------------------------------------------------------
 7    McCarthy Ranch                        81.1%       $113.97        $10.60        9.30%    Service M'dise,             100.0%
      Santa Clara County                                                                      SportsMart, Borders,
      Milpitas, California                                                                    OfficeMax, PetsMart,
                                                                                              Computer City, Ross
------------------------------------------------------------------------------------------------------------------------------------
 8    Mansell Crossing                      63.3%       $107.67         $9.80        9.10%    AMC Theatres,                99.0%
      NWC/Georgia 400 & Mansell                                                               Uptons, TJ Maxx,
      Fulton County                                                                           OfficeMax,
      Atlanta, Georgia                                                                        Sports Authority
------------------------------------------------------------------------------------------------------------------------------------
 9    Sheridan Plaza                        55.1%       $120.58        $10.97        9.10%    Office Depot                 95.0%
      NW 56th & Sheridan St.                                                                  Publix
      Broward County                                                                          J. Byrons
      Hollywood, Florida                                                                      AMC Theatres
====================================================================================================================================

      Survey High:                          --          $128.83        $12.11       10.00%    --                          100.0%
      Survey Low:                           --           $69.32         $6.59        9.10%    --                           92.0%
====================================================================================================================================
      Survey Average:                       86.1%       $101.58         $9.65        9.52%    --                           98.1%
====================================================================================================================================


=====================================================================================
Sale
No.      Name/Location                               Comments
=====================================================================================
 1    International Drive Value Ctr.        New power-oriented center in tourist
      International Drive & Touch One       area. Incl. $650,000 outpad site. Anchor
      Orange County                         rents $10/sf; In-line $15/sf. IRR appx.
      Orlando, Florida                      11.0%; term. cap 10.0%.
-------------------------------------------------------------------------------------
 2    Lawrenceville Market Center           Cash acquisition by Equitable Real
      Ga. 316 & GA 120                      Estate Investment Management.
      Lawrenceville, Georgia                * Ground Lease
-------------------------------------------------------------------------------------
 3    The Village at University Place       Other anchors at center are Wal-Mart
      I-85 at W.T. Harris Blvd.             and Sam's Club. This is a pre-sale of
      Charlotte, North Carolina             new center developed by Hawn.
-------------------------------------------------------------------------------------
 4    Miller Square Plaza                   Community center; block & stucco. Fair-
      13898 SW 56th Street                  avg exposure. Anchor rents appx. $7-
      Dade County,                          $9/sf; in-line shops $12-$19/sf.
      Kendall, Miami, Florida
-------------------------------------------------------------------------------------
 5    Preston Shepard Place                 New ctr. in affluent area. Traffic counts
      SWC/Preston & Park Blvd.              >37,000 & 45,000/day. Buyer used
      Coiling County,                       10.5% IRR & 9.25% terminal cap in
      Plano, Texas                          analysis. Avg. rent = $15.73/sf.
-------------------------------------------------------------------------------------
 6    Kmart Center                          Community center; block & tilt; good
      10501 Pines Boulevard                 exposure. Rental rates range from $8-
      Broward County,                       $20/sf.
      Pembroake Pines, Florida
-------------------------------------------------------------------------------------
 7    McCarthy Ranch                        Pre-sale of power ctr with good access &
      Santa Clara County                    freeway exposure. Wal-Mart not included
      Milpitas, California                  in sale. Buyer used 11.2% IRR. Anchor
                                            rents $9.70-18.70/sf.
-------------------------------------------------------------------------------------
 8    Mansell Crossing                      One-story, concrete blk & brick center
      NWC/Georgia 400 & Mansell             located appx. 0.8 miles south of North
      Fulton County                         Point Mall. Avg shop rent=$15.23/sf. Ctr
      Atlanta, Georgia                      also has Toys R Us, Michaels.
-------------------------------------------------------------------------------------
 9    Sheridan Plaza                        Power center purchase based on a
      NW 56th & Sheridan St.                10.8% IRR, term. cap of 9.25-9.50%.
      Broward County                        Sale included development of 15,000 sf
      Hollywood, Florida                    Luria's. Sales b/w $200-300/sf.
=====================================================================================

      Survey High:
      Survey Low:
=====================================================================================
      Survey Average:
=====================================================================================

                                                       SALES COMPARISON APPROACH
================================================================================

Methodology

      The Sales Comparison Approach provides an estimate of value by comparing recent sales of similar properties in the surrounding or competing area to the subject property. Inherent in this approach is the principle of substitution, which holds that "when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming that no costly delay is encountered in making the substitution."

      By analyzing sales that qualify as arms-length transactions between willing, knowledgeable buyers and sellers, we can identify market value and price trends. Comparability in physical, locational and economic characteristics is an important criterion when comparing the sales to the subject property. The basic steps involved in the application of this approach are as follows:

      1. Research recent, relevant property sales and current offerings throughout the competitive marketplace;

      2. Select and analyze properties considered most similar to the subject, giving consideration to the time of sale, any change in economic conditions which may have occurred since the date of sale, and other physical, functional, or locational factors;

      3. Reduce the sales price to a common unit of comparison, such as price per square foot of gross leasable area that is to be sold;

      4. Make appropriate adjustments between the comparable properties and the property appraised;

      5. Identify sales which include favorable financing and calculate the cash equivalent price; and

      6. Interpret the adjusted sales data and draw a logical value conclusion.

      The most widely-used and market-oriented unit of comparison for properties such as the subject is the sale price per square foot of gross leasable area
(GLA) purchased and the overall capitalization rate extracted from an analysis of the sale.

Overview of Sales

      The negotiated sale price of comparable properties tends to set a range in which the value of the subject will usually fall. In total, nine (9) comparable sales have been analyzed for this analysis. These represent large community and power center sales in the south, southwest, southeast, and eastern regions of the United States (see chart on Facing Page).

      As shown, the sales range between $69.32 and $128.83 per square foot of GLA sold, with overall capitalization rates ranging from a low of 9.10 percent to a high of 10.00 percent. These transactions occurred between September 1994 and July 1997, with the majority of sales taking place over the past year
(1996).

================================================================================

                                      -32-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       Sales Comparison Approach
================================================================================

      For the sales surveyed, the mean overall sale price is calculated to be $32,500,000 (rounded). The mean gross leasable area sold is 319,483 square feet, with the mean overall price per square foot calculated at $101.58 per square foot. Finally, the survey shows a mean NOI of $9.65 per square foot, with a mean capitalization rate of 9.52 percent.

      As can be seen, the sales vary from property to property, based on various characteristics of each property. Some of the most notable differences between the comparable sales include site coverage, anchor GLA as a component of GLA sold, occupancy, tenant merchandising and anchor credit, and the net operating income achieved per square foot.

Analysis of Sales

      The major elements of comparison for an analysis of this type include the property rights conveyed, the financial terms incorporated into a particular transaction, the conditions or motivations surrounding the sale, changes in market conditions since the sale, the location of the real estate, its physical traits and the economic characteristics of the property. The first adjustment made to the market data takes into account differences between the subject property and the comparable property sales with regard to the legal interest transferred. Advantageous financing terms or peculiar conditions of sale are then adjusted to reflect a normal market transaction. Next, changes in market condition must be accounted, thereby creating a time adjusted normal unit of comparison. Lastly, adjustments for location, the physical traits, and the economic characteristics of the market data are made in order to generate the final adjusted unit rate which is appropriate for the subject property.

Property Rights Conveyed

      All of the sales utilized in this analysis involved the transfer of the leased fee interest in the real property. The comparables were all encumbered by a number of leases with varying sized tenants and expiration dates. We believe, then, that no adjustment to the market data is necessary for the property rights conveyed.

Financial Terms

      To the best of our knowledge, all of the sales utilized in this analysis were accomplished with cash and/or cash and market oriented financing. Therefore, no adjustment for financial terms is required for the comparables.

Conditions of Sale

      Adjustments for conditions of sale usually reflect the motivations of the buyer and the seller. In many situations the conditions of sale may significantly affect transaction prices. However; all sales used in this analysis are considered to be "arms-length" market transactions between both knowledgeable buyers and sellers on the open market. Therefore, no adjustment for conditions of sale are required for the comparables.

================================================================================

                                      -33-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       Sales Comparison Approach
================================================================================

Market Conditions

      As discussed in the Market Analysis section of this report, the subject property is expected to continue capturing a substantial share in its market area. Some retail markets are now considered to be over-built. For instance, many markets have experienced a flood of new big box users over the past several years. This has been the direct result of the explosive retail market in the mid- to late-1980s and following the recession of the early-1990s. High vacancy rates, declining rental and growth rates, expected expense growth, and an abundance of competition, combined with competition from alternative investments and general lack of financing, have served to depress the market for retail space. For this reason, negative adjustments might be considered appropriate for older sales in this analysis.

      Still, well performing retail projects have become an attractive investment to such entities as foreign and domestic insurance companies, REITs, pension funds, and syndication's. More-over, the majority of sales presented have all taken place within the last 12 to 18 months. Adjustments for market conditions are difficult at best in this kind of analysis. Thus, no market condition adjustments would be considered necessary in this instance.

Location

      An adjustment for location may be required when the locational characteristics of a comparable property are different from those of the subject property. Adjustments of this sort are difficult as well. Without a better analysis of comparable trade areas and sales averages at the sale properties, adjustments of this sort are virtually impossible. As discussed, Naples/Collier County has been the recipient of substantial growth and is poised for continued vitality into the foreseeable future.

      From a review of the sales, there appear to be no glaring locational differences between comparables. It is noted, however, that several of the sales are located in areas which are experiencing somewhat better population and income growth, which would be considered superior to the subject location. Likewise, some of the properties are in markets which are experiencing either negative or slower growth and could be considered inferior to the subject. Several of the properties are also situated in significantly larger trade areas/regions which would be considered superior to Naples/Collier County.

Physical Traits

      Most sales presented were constructed during the mid-1980s to the early-1990s, with the exception of Sale No. 9, which involved the reconfiguration of an older strip center into a power center format. All sales were considered to be in good condition at sale and no measurable physical adjustments can be readily quantified.

Economic Characteristics

      Most income producing properties are purchased on gross expected income, rather than leasable area, making unit prices a somewhat subjective reflection of investment behavior. In our opinion, a buyer's criteria for the purchase of a retail property is predicated primarily on the property's income characteristics. Thus, we have identified a relationship between the operating income and the sales price of the property.

================================================================================

                                      -34-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       Sales Comparison Approach
================================================================================

      Typically, a higher net operating income per square foot corresponds to a higher sales price per square foot. Therefore, this adjustment incorporates factors such as location, tenant mix, rental levels, operating characteristics, and building quality, making adjustments more objective rather than subjective.

      In order to quantify the appropriate adjustments to the indicated per square foot unit values, we compare the subject's first year projected net operating income per square foot to the pro-forma income of the individual sale properties. The table below adjusts each property's sale price per square foot on this basis. The derivation of the subject's projected first year net operating income (FY 1998 $9.88 per square foot) is presented in the Income Approach section of this report and is based on first year NOI.

================================================================================
                        Price Per SQ/FT Adjustment Chart
================================================================================
             Comp.
              Sale        Subject       Adjust.       Unadjust.      Adjust.
Sale No.     NOI/SF       NOI/SF        Factor       Unit Price    Unit Price
--------------------------------------------------------------------------------
 1          $ 11.21       $  9.88       0.88136       $112.19       $ 98.88
--------------------------------------------------------------------------------
 2          $  6.59       $  9.88       1.49924       $ 69.32       $103.93
--------------------------------------------------------------------------------
 3          $  9.84       $  9.88       1.00107       $ 99.85       $100.26
--------------------------------------------------------------------------------
 4          $  7.81       $  9.88       1.26504       $ 78.13       $ 98.84
--------------------------------------------------------------------------------
 5          $ 12.11       $  9.88       0.81585       $128.83       $105.11
--------------------------------------------------------------------------------
 6          $  7.93       $  9.88       1.24590       $ 83.67       $104.24
--------------------------------------------------------------------------------
 7          $ 10.60       $  9.88       0.93208       $113.97       $106.23
--------------------------------------------------------------------------------
 8          $  9.80       $  9.88       1.00816       $107.67       $108.55
--------------------------------------------------------------------------------
 9          $ 10.97       $  9.88       0.90064       $120.58       $108.60
================================================================================
Survey
Mean        $  9.65       $  9.88       1.02383       $101.58       $104.00
================================================================================

      After adjustments for these economic differences, the sales presented reflect a range from approximately $99.00 to $109.00 per square foot with a mean of approximately $104.00 per square foot. The subject's net operating income per square foot of $9.88 (FY 1998) is considered to be most comparable to Sales Nos. 3, 7, 8, and 9. These improved property sales show adjusted unit rates ranging between $100.00 and $109.00 per square foot of gross leasable area.

      The sale price per square foot of gross leasable area, including land, implicitly contains both the physical and economic factors of the value of a shopping center. Such statistics, however, do not explicitly convey by themselves many of the details surrounding a specific income producing property like the subject. Nonetheless, the process we have undertaken here is an attempt to quantify the unit price based upon the subject's income producing potential.

      The subject is viewed as being the dominant power/community center in an area with good demographics, strong tourist revenues, and reasonable competition. It is well leased, with a number of tenants that are unique to the market. Continued upside exists through the potential for overage rents as the center matures.

================================================================================

                                      -35-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                       Sales Comparison Approach
================================================================================

      Considering the characteristics of the subject relative to the above, we believe that a unit rate at the middle- to upper-end of the range of $104.00 to $108.00 per square foot is appropriate. Applying this unit rate range to 266,438+/- square feet of owned GLA results in a value of approximately $27,700,000 to $28,800,000 for the subject property.

      Based upon a net operating income of $2,633,011 in FY 1998, a range of overall capitalization rates extending from 9.14 to 9.51 percent is generated by the indicated value. This range is generally considered to be reasonable for a property of the subject's caliber. We would note that the subject's income is slightly depressed in the first year of our analysis due to the former Linen Barn suite which is not forecasted to be leased until October.


Conclusion

      In light of the above, it is our opinion that the Sales Comparison Approach indicates a market value for the subject in the range of $27,500,000 to $28,500,000 on an "As Is" basis as of July 14, 1997, the date of inspection.

                 As Is Market Value - Sales Comparison Approach
                      Rounded to $27,500,000 to $28,500,000


================================================================================

                                      -36-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 INCOME APPROACH
================================================================================

Introduction

      The Income Capitalization Approach is based upon the economic principle that the value of a property capable of producing income is the present worth of anticipated future net benefits. The net income projected is translated into a present value indication using the capitalization process. There are various methods of capitalization that are based on inherent assumptions concerning the quality, durability and pattern of the income projection. Where the pattern of income is irregular due to existing leases that will terminate at staggered, future dates, or to an absorption or stabilization requirement on a newer development, discounted cash flow analysis is the most accurate.

      Discounted Cash Flow Analysis (DCF) is a method of estimating the present worth of future cash flow expectancies by individually discounting each anticipated collection at an appropriate discount rate. The indicated market value by this approach is the accumulation of the present worth of future projected years' net income (before income taxes and depreciation) and the present worth of the reversion (the estimated property value at the end of the projection period). The estimated value of the reversion at the end of the projection period is based upon capitalization of the next year's projected net operating income. This is the more appropriate method to use in this assignment, given the step up in lease rates and the long term tenure of retail tenants.

      A second method of valuation, using the Income Approach, is to directly capitalize a stabilized net income based on rates extracted from the market or built up through mortgage equity analysis. This is a valid method of estimating the market value of the property as of the achievement of stabilized operations.

Discounted Cash Flow Analysis

      The Discounted Cash Flow (DCF) produces an estimate of value through an economic analysis of the subject property in which the net income generated by the asset is converted into a capital sum at an appropriate rate. First, the revenues which a fully informed investor can expect the subject to produce over a specified time horizon are established through an analysis of the current rent roll, as well as the rental market for similar properties. Second, the projected expenses incurred in generating these gross revenues are deducted. Finally, the residual net income is discounted into a capital sum at an appropriate rate which is then indicative of the subject property's current value in the marketplace.

      In this Income Capitalization Approach to the valuation of the subject, we have utilized a 10-year holding period for the "As Is" investment in the subject property, with the cash flow analysis commencing on August 1, 1997. Although an asset such as the subject has a much longer useful life, investment analysis becomes more meaningful if limited to a time period considerably less than the real estate's economic life, but of sufficient length for an investor. A 10-year holding period for this investment is long enough to model the asset's performance and benefit from its lease-up, but short enough to reasonably estimate the expected income and expenses of the real estate. Although our cash flow analysis is presented on a fiscal year basis, it is noted that we may discuss income and expenses based upon a calendar year basis for comparison to historical and budgeted data.

================================================================================

                                      -37-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================
ANNUAL CASH FLOW REPORT
Carillon Place
Cushman & Wakefield, Inc.
================================================================================

                                   1998              1999              2000              2001              2002
                               -----------       -----------       -----------       -----------       -----------
OPERATING INCOME

MINIMUM RENT
  Anchor Store Tenants         $ 1,831,275       $ 1,853,222       $ 1,883,235       $ 1,897,450       $ 1,897,450
  In-Line Store Tenants        $   730,908       $   750,071       $   787,551       $   809,074       $   819,439
  Owned Outparcel              $   226,950       $   230,129       $   248,663       $   248.653       $   248.653
                               -----------       -----------       -----------       -----------       -----------
  Subtotal:                    $ 2,789,133       $ 2,833,422       $ 2,919,449       $ 2,955,187       $ 2,965,552

  RECOVERIES
  CAM Recovery Income          $   341,360       $   353,323       $   363,333       $   375,931       $   388,603
  TAX Recovery Income          $   215,279       $   224,168       $   232,013       $   240,137       $   248,538
  INS Recovery Income          $    68,978       $    71,909       $    74,426       $    77,029       $    79,726
                               -----------       -----------       -----------       -----------       -----------
  Subtotal:                    $   625,617       $   649,400       $   669,772       $   693,097       $   716,867

  Overage Rent                 $    10,401       $    14,900       $    19,557       $    24,376       $    29,364
  Recaptures                   $         0       $         0       $         0       $         0       $         0
  Sales Volume (000)           $    42,236       $    43,715       $    45,187       $    46,670       $    48,204

  Gross Rental Income:         $ 3,425,151       $ 3,497,722       $ 3,608,778       $ 3,672,660       $ 3,711,783
                               -----------       -----------       -----------       -----------       -----------
  Miscellaneous Income         $         0       $         0       $         0       $         0       $         0
  Vacancy/Credit Loss          ($   45,098)      ($   46,288)      ($   48,769)      ($   49,870)      ($   50,525)
                               -----------       -----------       -----------       -----------       -----------
  Total Income:                $ 3,380,053       $ 3,451,434       $ 3,580,009       $ 3,622,790       $ 3,681,258


OPERATING EXPENSES

  EXPENSES
  Common Area Maint.           $   304,247       $   314,896       $   325,917       $   337,325       $   349,131
  Real Estate Taxes            $   214,288       $   221,788       $   229,550       $   237,584       $   245,900
  Insurance                    $    68,122       $    70,506       $    72,974       $    75,528       $    78,172
  Miscellaneous Expenses       $    20,408       $    21,123       $    21,862       $    22,627       $    23,419
  Management Fee               $   139,977          $142,416       $   146,950       $   148,978       $   149,745
                               -----------       -----------       -----------       -----------       -----------
  Total Expenses:              $   747,042       $   770,729       $   797,253       $   822,042       $   846,388

  Operating Expense Ratio:            22.1%             22.3%             22.4%             22.7%             23.1%

NET OPERATING INCOME           $ 2,633,011       $ 2,680,705       $ 2,762,756       $ 2,800,748       $ 2,814,890
  Alterations                  $         0       $         0       $         0       $         0       $         0
  Commissions                  $         0       $         0       $         0       $         0       $         0
  Replacement Reserve          $    39,966       $    41,365       $    42,812       $    44,311       $    45,862
                               -----------       -----------       -----------       -----------       -----------
  Subtotal:                    $    39,966       $    41,365       $    42,812       $    44,311       $    45,862
                               -----------       -----------       -----------       -----------       -----------
NET CASH FLOW                  $ 2,593,045       $ 2,639,340       $ 2,719,944       $ 2,756,437       $ 2,769,028


                                   2003              2004              2005              2006              2007
                               -----------       -----------       -----------       -----------       -----------
OPERATING INCOME

MINIMUM RENT
  Anchor Store Tenants         $ 1,897,450       $ 1,903,326       $ 1,941,312       $ 1,969,875       $ 1,969,875
  In-Line Store Tenants        $   836,021       $   832,062       $   876,431       $   906,547       $   915,927
  Owned Outparcel              $   248,663       $   251,465       $   270,220       $   270,220       $   270,220
                               -----------       -----------       -----------       -----------       -----------
  Subtotal:                    $ 2,982,134       $ 2,986,863       $ 3,087,963       $ 3,146,642       $ 3,156,022

  RECOVERIES
  CAM Recovery Income          $   402,125       $   413,943       $   430,002       $   445,212       $   460,780
  TAX Recovery Income          $   257,165       $   265,259       $   274,891       $   284,685       $   294,907
  INS Recovery Income          $    82,488       $    85,031       $    88,141       $    91,290       $    94,583
                               -----------       -----------       -----------       -----------       -----------
  Subtotal:                    $   741,778       $   764,233       $   793,034       $   821,187       $   850,270

  Overage Rent                 $    34,527       $    39,870       $    45,401       $    51,292       $    57,857
  Recaptures                   $         0       $         0       $         0       $         0       $         0
  Sales Volume (000)           $    49,793       $    51,437       $    52,613       $    54,846       $    56,722

  Gross Rental Income:         $ 3,768,439       $ 3,790,956       $ 3,926,398       $ 4,019,121       $ 4,064,149
  Miscellaneous Income         $         0       $         0       $         0       $         0       $         0
  Vacancy/Credit Loss         ($    51,449)     ($    51,540)     ($    54,397)     ($    55,912)     ($    56,633)
                               -----------       -----------       -----------       -----------       -----------
  Total Income:                $ 3,706,990       $ 3,739,416       $ 3,872,001       $ 3,963,209       $ 4,007,516


OPERATING EXPENSES

  EXPENSES
  Common Area Maint            $   361,351       $   373,998       $   387,088       $   400,636       $   414,658
  Real Estate Taxes            $   254,506       $   263,414       $   272,634       $   282,176       $   292,052
  Insurance                    $    80,908       $    83,739       $    86,670       $    89,704       $    92,843
  Miscellaneous Expenses       $    24,239       $    25,087       $    25,965       $    26,874       $    27,814
  Management Fee               $   150,833       $   151,336       $   156,668       $   159,897       $   160,694
                               -----------       -----------       -----------       -----------       -----------
  Total Expenses:              $   871,837       $   897,674       $   929,025       $   959,287       $   988,061

  Operating Expense Ratio:            23.5%             24.0%             24.0%             24.2%             24.7%

NET OPERATING INCOME           $ 2,835,153       $ 2,841,842       $ 2,942,976       $ 3,003,922       $ 3,019,455
  Alterations                  $         0       $    23,500       $    14,107       $    12,684       $     6,771
  Commissions                  $         0       $    15,205       $     9,009       $     7,826       $     4,388
  Replacement Reserve          $    47,467       $    49,128       $    50,848       $    52,627       $    54,469
                               -----------       -----------       -----------       -----------       -----------
  Subtotal:                    $    47,467       $    87,833       $    73,964       $    73,137       $    65,628

NET CASH FLOW                  $ 2,787,686       $ 2,754,009       $ 2,869,012       $ 2,930,785       $ 2,953,827


                                                    CAGR         CAGR
                                      2008       1998/07      2000/07
                               -----------       -------      -------
OPERATING INCOME

MINIMUM RENT
  Anchor Store Tenants         $ 1,969,875           0.8%         0.6%
  In-Line Store Tenants        $   934,936           2.5%         2.2%
  Owned Outparcel              $   270,220           2.0%         1.2%
                               -----------           ---          ---
  Subtotal:                    $ 3,175,031           1.4%         1.1%

  RECOVERIES
  CAM Recovery Income          $   476,197           3.4%         3.5%
  TAX Recovery Income          $   304,871           3.6%         3.5%
  INS Recovery Income          $    97,758           3.6%         3.5%
                               -----------           ---          ---
  Subtotal:                    $   878,826           3.5%         3.6%

  Overage Rent                 $    64,902          21.0%        16.8%
  Recaptures                   $         0          --           --
  Sales Volume (000)           $    58,608           3.3%         3.5%

  Gross Rental Income:         $ 4,118,759           1.9%         1.7%
                               -----------           ---          ---
  Miscellaneous Income         $         0          --           --
  Vacancy/Credit Loss         ($    57,698)          2.6%         2.2%
                               -----------           ---          ---
  Total Income:                $ 4,061,061           1.9%         1.7%

OPERATING EXPENSES

  EXPENSES
  Common Area Maint            $   429,171           3.5%         3.5%
  Real Estate Taxes            $   302,274           3.5%         3.5%
  Insurance                    $    96,093           3.5%         3.5%
  Miscellaneous Expenses       $    28,788           3.5%         3.5%
  Management Fee               $   161,996           1.5%         1.3%
  Total Expenses:              $ 1,018,322           3.2%         3.1%

  Operating Expense Ratio:            25.1%

NET OPERATING INCOME           $ 3,042,739           1.5%         1.3%
  Alterations                  $    15,799          --           --
  Commissions                  $    10,238          --           --
  Replacement Reserve          $    56,376           3.5%         3.5%
                               -----------           ---          ---
  Subtotal:                    $    82,413           5.7%         6.3%

NET CASH FLOW                                        1.5%         1.2%

                                                                 Income Approach
================================================================================

      The revenues and expenses which an informed investor may expect to incur from the subject property will vary, without a doubt, over the holding period. Major investors active in the market for this type of real estate establish certain parameters in the computation of these cash flows and criteria for decision making which this valuation analysis must include if it is to be truly market-oriented. These current computational parameters are dependent upon market conditions in the area of the subject property as well as the market parameters for this type of real estate which we view as being national in scale.

      By forecasting the anticipated income stream and discounting future value at reversion into a current value, the capitalization process may be applied to derive a value that an investor would pay to receive that particular income stream. Typical investors price real estate on their expectations of the magnitude of these benefits and their judgment of the risks involved. Our valuation endeavors to reflect the most likely actions of typical buyers and sellers of property interest similar to the subject.

      An analytical real estate computer model that simulates the behavioral aspects of property and examines the results mathematically is employed for the discounted cash flow analysis. In this instance, it is the PRO-JECT Plus+ computer model. Since investors are the basis of the marketplace in which the subject property will be bought and sold, this type of analysis is particularly germane to the appraisal problem at hand. On the Facing Page is a summary of the expected annual cash flows from the operation of the subject over the stated investment holding period.

      A general outline summary of the major steps involved may be listed as follows:

      1. Analysis of the income stream: establishment of an economic (market) rent for tenant space; projection of future revenues annually based upon existing and pending leases; probable renewals at market rentals; and expected vacancy experience;

      2. Estimation of a reasonable period of time to achieve stabilized occupancy of the existing property and make all necessary improvements for marketability;

      3. Analysis of projected escalation recovery income based upon an analysis of the property's history as well as the experiences of reasonably similar properties;

      4. Derivation of the most probable net operating income and pre-tax cash flow (net income less reserves, tenant improvements, leasing commissions and any extraordinary expenses to be generated by the property) by subtracting all property expenses from the effective gross income; and

      5. Estimation of a reversionary sale price based upon capitalization of the net operating income (before reserves, tenant improvements and leasing commissions or other capital items) at the end of the projection period.

================================================================================

                                      -38-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

--------------------
Discounted Cash Flow
"As Is Valuation"
--------------------

Potential Gross Revenues

      The total potential gross revenues generated by the subject property are composed of a number of distinct elements: minimum rent determined by lease agreement; additional overage rent based upon a percentage of retail sales; reimbursement of certain expenses incurred in the ownership and operation of the real estate; and other miscellaneous revenues. Minimum base rent represents a legal contract establishing a return to investors in the real estate, while the passing-on of certain expenses to tenants serves to maintain this return in an era of continually rising costs of operation. Additional rent based upon a percentage of retail sales experienced at the subject serves to preserve the purchasing power of the residual income to an equity investor over time. Finally, miscellaneous income adds an additional source of revenue in the complete operation of the subject property.

Minimum Rental Income

      The minimum rent produced by the subject property is derived from that paid by the various tenant types. The projection utilized in this analysis is based upon the actual rent roll and our projected leasing schedule in place as of the date of appraisal, together with our assumptions as to the absorption of vacant space (if applicable) market rent growth, and renewal/turnover probability.

      The rental income which an asset such as the subject property will generate for an investor is analyzed as to its quality, quantity and durability. The quality and probable duration of income will affect the amount of risk which an informed investor may expect over the property's useful life. The segregation of the income stream along these lines allows us to control the variables related to the center's forecasted performance with greater accuracy. Each tenant type lends itself to a specific weighting of these variables as the risk associated with each varies.

      The minimum rents forecasted at the subject property are essentially derived from various tenant categories: anchor tenant revenues consisting of base rent obligations, tenant revenues consisting of all in-line shops and ground rent paid by outparcel tenants.

      In our investigation and analysis of the marketplace, we have surveyed, and ascertained where possible, rent levels being commanded by competing centers. However, it should be recognized that large retail shopping centers are generally considered to be separate entities by virtue of age and design, accessibility, visibility, tenant mix and the size and purchasing power of the trade area. Consequently, the best measure of minimum rental income can sometimes be its actual rent roll leasing schedule.

================================================================================

                                      -39-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

Analysis of Market Leases

      A survey of local retail properties is presented in the Market Analysis section of this report. These are retail centers of various sizes and quality located throughout the Naples area. Most are located along major arterials in areas of commercial-retail development. The smallest center contains approximately 95,000+/- square feet and is considered to be a neighborhood-oriented facility. The largest center is the Pine Ridge Crossings, a 280,000+/- square foot center anchored by Target, Publix, and Beall's. Larger, community and power-oriented centers will have anchors such as discount department stores, category killers, big box users, and grocery outlets, while neighborhood centers will typically only have one grocery type anchor. Most rates compiled are triple net whereas tenants pay a pro-rata share of common area maintenance charges.

      Pine Ridge Crossings, located adjacent to the subject at the southwest corner of Pine Ridge and Airport-Pulling roads. This center opened in July 1994 and currently only has one vacant suite remaining. An asking rent of $18.50 per square foot is being quoted, with triple net charges running $2.85-$2.95 per square foot. Two months free rent would be given for a three to five year lease term with build-out negotiable. Other leases in the center reportedly range between $14.00 and $18.00 per square feet.

      Naples Shopping Center at U.S. 41 and Golden Gate Parkway, across from Coastland Center mall. Rents reportedly range between $6.00 and $10.00 per square foot in this center, while triple net charges are estimated between $2.75 and $3.00 per square foot.

      Bed Bath & Beyond Plaza (formerly Ridgeport Plaza), is situated at the northwest corner of Pine Ridge and Airport-Pulling roads. Leases here range from $10.00 to $14.00 per square foot, with current asking rates between $10.00 and $14.00 per square foot. Triple net charges are running about $2.65-$2.85 per square foot. One to two months free rent are offered for a three to five year lease.

      Finally, Park Shore Shopping Center is located along U.S. Highway 41. This 231,930+/- square foot center is anchored by Kmart, Hyde Park Market, J. Byron's, and Eckerd Drugs. Leases in the center range between $5.00 and $14.00 per square foot (including anchors). Asking rents range from $8.00 per square foot to $14.00 per square foot, with triple net charges reportedly ranging between $2.75 and $3.00 per square foot. No property specific -information was released by the owner.

      Thus, the market area rental rates presented reflect a range between $10.00 and $18.00 per square foot triple net for in-line tenants. Typical leases run three to ten years with annual CPI escalations or set increases every two to three years. Tenant improvement allowances are negotiable, typically ranging from $4.00 to $6.00 per square foot for new tenants and $1.00 to $1.50 per square foot for renewing tenants, although no real allowances were quoted. Relative to the subject, these properties represent comparable retail projects in the Naples area that compete to some degree with Carillon Place. Although the properties vary by location and configuration with respect to the subject, the reporting lease rates generally support those at Carillon Place. In general terms, the subject is considered superior to other competing centers within the Collier County market.

================================================================================

                                      -40-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE ANCHOR LEASES
Cushman & Wakefield, Inc.

===============================================================================================================================
                                     Year      Building        Anchor                       Anchor
No.     Name/Location               Opened       Area          Tenant                       Sq.Ft.      Term         Options
===============================================================================================================================
 1   Carillon Place                  1994       266,270     Winn-Dixie                      50,384     20 yrs.         Yes
     SEC/Airport-Pulling & Pine                             T.J. Maxx                       26,250     15 yrs.         Yes
     Ridge Road                                             Service Merchandise             50,061     20 yrs.         Yes
     Naples, Florida                                        Ross                            25,500     10 yrs.         Yes
                                                            Circuit City                    21,285     20 yrs.         Yes
                                                            Office Max                      23,500     15 yrs.         Yes
                                                            ----------                      ------     -------         ---
                                                            Total                          196,980
-------------------------------------------------------------------------------------------------------------------------------
 2   Confidential                    1994       725,000     Kmart                          114,764     25 yrs.         n/a
     Broward County                                         Builder's Square               107,653     25 yrs.         n/a
     Hollywood, Florida                                     Marshall's                      30,406     10 yrs.         Yes
                                                            Service Merchandise             51,250     10 yrs.         n/a
                                                            OfficeMax                       23,500     15 yrs.         n/a
                                                            AMC Theaters                    54,017     20 yrs.         n/a
                                                            Ross                            27,708     10 yrs.         n/a
                                                            MacFrugal's                     20,000     15 yrs.         n/a
                                                            Linen Supermarket               15,000     10 yrs.         n/a
                                                            Rag Shop                        10,000     10 yrs.         n/a
                                                            --------                        ------     -------         ---
                                                            Total                          454,298
-------------------------------------------------------------------------------------------------------------------------------
 3   Pembroke Commons                1991       311,318     Marshall's                      40,000     15 yrs.         Yes
     University Dr. & Pine Blvd.                            Office Depot                    25,108     25 yrs.         Yes
     Broward County                                         Publix Superstore               65,537     25 yrs.         Yes
     Pembroke Pines, Florida                                Circuit City                    31,473     20 yrs.         Yes
                                                            T.J. Maxx                       25,000     15 yrs.         Yes
                                                            Linen 'N Things                 20,000     20 yrs.         Yes
                                                            ---------------                 ------     -------         ---
                                                            Total                          207,118
-------------------------------------------------------------------------------------------------------------------------------
 4   Promenade Shoppes               1988       293,729     Marshall's                      48,385     20 yrs.         n/a
     Biscayne Blvd. & 203rd
     Miami, Florida
-------------------------------------------------------------------------------------------------------------------------------
 5   Las Americas                    1987       455,000     Marshall's (7/93)               24,300     20 yrs.         Yes
     Coral Way & 122nd Ave.                                 OfficeMax (7/93)                24,295     15 yrs.         n/a
     Dade County                                            AMC Theaters (Proposed)         40,585     20 yrs.         Yes
     Miami, Florida                                         -----------------------         ------     -------         ---
                                                            Total                           89,180
-------------------------------------------------------------------------------------------------------------------------------
 6   Freedom Square                  1994       213,839     Kmart (12/94)                  117,162     25 yrs.         Yes
     Naples, Florida                                        Publix (3/95)                   56,077     20 yrs.         Yes
                                                            -------------                  -------     -------         ---
                                                            Total                          173,239
-------------------------------------------------------------------------------------------------------------------------------
 7   International Value Ctr.        1995       186,081     Books-A-Million (8/96)          20,000     10 yrs.         Yes
     Intl. Dr. & Touch One                                  Shoe Carnival (3/96)            17,000     10 yrs.         Yes
     Orange County                                          Ross (12/95)                    28,220     15 yrs.         Yes
     Orlando, Florida                                       Old Navy (11/95)                15,000     10 yrs.         Yes
                                                            T.J. Maxx (10/95)               28,054     10 yrs.         Yes
                                                            Bed Bath & Beyond (10/95)       40,000     15 yrs.         Yes
                                                            -------------------------      -------     -------         ---
                                                            Total                          148,274
-------------------------------------------------------------------------------------------------------------------------------
 8   Plaza at Brandon T.C.           1994       242,635     Ross (2/94)                     25,106     10 yrs.         Yes
     Tampa, Florida
-------------------------------------------------------------------------------------------------------------------------------
 9   Kendale Lakes Mall              1977       308,000     Marshall's ('93)                28,000     10 yrs.         Yes
     Kendall Dr. & 137th Ave.                               OfficeMax ('93)                 23,500     15 yrs.         Yes
     Miami, Florida                                         ---------------                 ------     -------         ---
                                                            Total                           51,500
-------------------------------------------------------------------------------------------------------------------------------
10   Flagler Park Plaza              1990       452,681     Service Merchandise             50,000     20 yrs.         n/a
     W. Flagler & 82nd-84th                                 Joann Fabrics                   12,016     10 yrs.         n/a
     Miami, Florida                                         -------------                   ------     -------         ---
                                                            Total                           62,016
-------------------------------------------------------------------------------------------------------------------------------
11   Tower Shops                     1989       650,000     Home Depot (Purchased)          81,000       n/a           n/a
     SEC/University & I-595                                 Luria's                         29,592     15 yrs.         n/a
     Broward County                                         -------                        -------     -------         ---
     Davie, Florida                                         Total                          110,592

-------------------------------------------------------------------------------------------------------------------------------
12   Confidential                    n/a            n/a     CompUSA (11/93)                 26,287     15 yrs.         Yes
     Power Center                                           Rooms To Go (3/94)              16,000     25 yrs.        None
     Palm Beach, Florida                                    United Artists (11/93)          30,600     20 yrs.         Yes
                                                            ----------------------          ------     -------         ---
                                                            Total                           72,887
===============================================================================================================================
     Total/Average:                             373,141                                  1,639,575
===============================================================================================================================


---------------------------------------------------------------------------------------------
                                        Annual           Rent           %           Escal-
No.     Name/Location                    Rent           Per SF         Rent         ations
---------------------------------------------------------------------------------------------
 1   Carillon Place                    $403,960         $8.02         1 00%         Flat
     SEC/Airport-Pulling & Pine        $229,688         $8.75         2.00%         Yes
     Ridge Road                        $437,500         $8.74           n/a         Flat
     Naples, Florida                   $248,625         $9.75         2.00%         Yes
                                       $222,138        $10.44           n/a         Yes
                                       $240,875        $10.25         1.00%         Yes
                                     ----------        ------
                                     $1,782,786         $9.05
---------------------------------------------------------------------------------------------
 2   Confidential                      $858,435         $7.48         1.00%         Flat
     Broward County                    $832,158         $7.73         1.00%         Flat
     Hollywood, Florida                $243,200         $8.00         1.00%         Yes
                                       $425,000         $8.29           n/a         Flat
                                       $282,000        $12.00         1.00%         Yes
                                       $594,187        $11.00         2.00%         Flat
                                       $249,372         $9.00         2.00%         Flat
                                       $180,000         $9.00         2.00%         Yes
                                       $135,000         $9.00         5.00%         Yes
                                        $85,417         $8.54         3.00%         Yes
                                     ----------        ------
                                     $3,884,768         $8.55
---------------------------------------------------------------------------------------------
 3   Pembroke Commons                  $310,000         $7.75         2.50%         Yes
     University Dr. & Pine Blvd.       $200,864         $8.00         1.00%         Yes
     Broward County                    $517,742         $7.90         1 00%         Yes
     Pembroke Pines, Florida           $259,338         $8.24           n/a         Yes
                                       $168,750         $6.75         2.00%         Yes
                                       $180,000         $9.00         3.00%         Yes
                                     ----------        ------
                                     $1,636,694         $7.90
---------------------------------------------------------------------------------------------
 4   Promenade Shoppes                 $338,696         $7.00         2.00%         Flat
     Biscayne Blvd. & 203rd
     Miami, Florida
---------------------------------------------------------------------------------------------
 5   Las Americas                      $182,250         $7.50         1.00%         Yes
     Coral Way & 122nd Ave.            $194,380         $8.00           n/a         Yes
     Dade County                       $344,973         $8.50         6.00%         Yes
     Miami, Florida                    --------         -----         -----         ---
                                       $721,603         $8.09
---------------------------------------------------------------------------------------------
 6   Freedom Square                    $805,216         $6.87           n/a         Flat
     Naples, Florida                   $448,616         $8.00         1.25%         Flat
                                     ----------        ------
                                     $1,253,832         $7.24
---------------------------------------------------------------------------------------------
 7   International Value Ctr.          $170,000         $8.50           n/a         Flat
     Intl. Dr. & Touch One             $195,500        $11.50           n/a         Yes
     Orange County                     $282,200        $10.00           n/a         Yes
     Orlando, Florida                  $225,000        $15.00           n/a         Flat
                                       $272,805         $9.72           n/a         Yes
                                       $580,000        $14.50           n/a         Yes
                                     ----------        ------
                                     $1,725,505        $11.64
---------------------------------------------------------------------------------------------
 8   Plaza at Brandon T.C.             $213,401         $8.50         2.00%         Yes
     Tampa, Florida
---------------------------------------------------------------------------------------------
 9   Kendale Lakes Mall                $261,800         $9.35         1.50%         Yes
     Kendall Dr. & 137th Ave.          $282,000        $12.00           n/a         Yes
     Miami, Florida                    --------        ------           ---         ---
                                       $543,800        $10.56
---------------------------------------------------------------------------------------------
10   Flagler Park Plaza                $375,000         $7.50           n/a         Yes
     W. Flagler & 82nd-84th             $90,120         $7.50         4.50%         Flat
     Miami, Florida                     -------         -----         -----         ----
                                       $465,120         $7.50
---------------------------------------------------------------------------------------------
11   Tower Shops                       $506,250         $6.25         1.00%         Flat
     SEC/University & I-595            $196,000         $6.62           n/a         Yes
     Broward County                    --------         -----           ---         ---
     Davie, Florida                    $702,250         $6.35

---------------------------------------------------------------------------------------------
12   Confidential                      $236,583         $9.00           n/a         Yes
     Power Center                      $110,000         $6.88           n/a         Yes
     Palm Beach, Florida               $459,000        $15.00         6.00%         Yes
                                       --------        ------         -----         ---
                                       $805,563        $11.05
=============================================================================================
     Total/Average:                 $14,074,038         $8.58
=============================================================================================

                                                                 Income Approach
================================================================================

Anchor Tenant Leases

      The survey on the Facing Page presents lease rates for anchor type tenants in community and power-oriented retail centers within the Florida market. The survey has been expanded to include a larger regional scope. As can be seen, the leases typically range between $7.00 and $15.00 per square foot, with 10 to 20 year terms being typical. The overall average for the 1,639,575 square feet surveyed is $8.58 per square foot. Overall, the anchor tenant leases shown support the subject's major tenant leases which are also arrayed on the chart.

Outparcel Leases

      The subject property has one outparcel site which we have reflected as being under ground lease terms for this analysis. Boston Chicken is on a ten year ground lease, paying $18.30 per square foot of building area (3,279 square feet). This rate escalates to $21.04 after five years. Boston Chicken also pays a contribution for CAM and a pro-rata share of taxes with a 15.0 percent administrative fee. Tenant has three five-year options to renew.

      Eckerd Drugs leases an 8,719 square foot building on an outpad as well. This is a standard building lease at $13.68 per square foot, which escalates every five years throughout the 20-year lease. Eckerd has four option renewals and pays a pro-rata share of expenses at the center. Payless Shoesource occupies the other portion of this building on a 10-year lease at $15.90 per square foot, increasing to $17.89 in 1999.

      The remaining outpads are separately owned. However, these tenants are responsible for CAM contributions to the center.

Subject Leasing Activity

      Leasing at the subject property has been significant, being 100.0 percent leased since opening until Linen Barn recently closed. OfficeMax and Eckerd Drugs reportedly opened in February 1994, with a grand opening for the center taking place on April 20, 1994. A survey of subject leases shows lease rates which range from $14.00 to $20.00 per square foot for in-line tenants and $8.00 to $10.00 per square foot for anchor tenants.

      The following is a discussion of anchor leases at the subject property.

      o Winn-Dixie, a regional grocery operator, signed a lease in April 1993 for 50,540+/- square feet. Per agreement, Winn-Dixie pays an annual rent of $403,960 for the 20 year term plus 1.0 percent of gross sales in excess of annual rent (natural breakpoint). Tenant is responsible for all utility charges, including electricity, water, telephone, and other services used. Winn-Dixie is entitled to five successive options of five years each. Winn-Dixie is responsible for its pro-rata share of common area maintenance expenses, ad valorem real estate taxes, and the cost of fire and extended coverage insurance. Tenant also has an option to expand its store on the northerly side of the existing building up to 38 feet in width and the store's 222 foot building depth.

================================================================================

                                      -41-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

      o T.J. Maxx signed a lease for 26,250+/- square feet in March 1992. This lease is for 15 years with three successive options of five years each. T.J. Maxx pays a minimum rent of $229,688. Each option incurs an escalation in rent. In addition to minimum rent, tenant is required to pay 2.0 percent of gross sales over stipulated breakpoint. T.J. Maxx is also obligated to pay a pro-rata share of CAM, tax, and insurance expenses. We would note that TJX has recently signed a deal to expand their store by 6,650+/- square feet into a portion of the former Linen Barn space. This expansion will be completed by October 1997, with TJX paying $8.75 per square foot for the additional space.

      o Service Merchandise occupies 50,061+/- square feet from a lease commenced in July 1994. Tenant's term is for 20 years with four successive five year option periods. Service Merchandise pays an annual rent of $437,500, which is fixed in each option period. Tenant is not required to pay additional rent in the form of percentage rent, but does pay a pro-rata share of CAM, tax, and insurance.

      o Ross Stores agreed to lease 25,500+ square feet in a lease which commenced in May 1994. The lease term is for 10 years with four additional five year option periods. Ross pays an annual rent based upon $9.75 per square foot, increasing to $10.25 per square foot in year six. In addition to minimum rent, tenant is obligated to pay
            2.0 percent of gross sales over set breakpoints and a pro-rata share of CAM, tax, and insurance.

      o Circuit City has leased 21,285+ square feet under lease which commenced in May 1994. The lease runs for 20 years, with four consecutive five year option periods. Circuit City pays an annual rent of $222,138 ($10.44 per square foot) for the first five years, increasing every five years based upon a calculation of CPI-U increases or 12.0 percent (the lesser of). Tenant does not pay a percentage of sales but is obligated to pay a pro-rata share of common area expenses, real estate taxes, and insurance.

      o OfficeMax signed a lease for 23,500+/- square feet for a 15 year term with three successive option periods of five years each. Tenant pays a minimum rent of $10.25 per square foot which increases to $10.75 per square foot in year six and $11.25 per square foot in year eleven. OfficeMax is also required to pay 1.0 percent of gross sales over stipulated breakpoints throughout the term of the lease. Tenant recoveries are based on a pro-rata share of CAM, tax, and insurance expenses.

Conclusion - Minimum Rent for In-Line Shops

      From our analysis, it is clear that current market rents at Carillon Place are well supported by other competing properties as well as recent leasing activity in the center itself. The property enjoys an accessible location within a growing trade area which should only be strengthened by future commercial development along Pine Ridge and Airport-Pulling roads. Carillon has a strong occupancy with no absorption of vacant space necessary for this analysis. As such, the subject property should remain a viable shopping destination to a healthy trade area into the foreseeable future.

================================================================================

                                      -42-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

      After considering all of the above, relative to the subject's position in the market, we have utilized the following market rental rate assumptions for in-line space at Carillon Place.

================================================================================
                             Market Rent Projections
================================================================================
       Suite Size                  Rental Rate Range        Market Rate
================================================================================
       Anchors                     $ 8.00 to $10.00          $    9.00
--------------------------------------------------------------------------------
       Under 1,000 SF              $17.00 to $20.00          $   18.50
--------------------------------------------------------------------------------
       1,000 - 2,999 SF            $16.00 to $18.00          $   17.50
--------------------------------------------------------------------------------
       3,000 - 4,999 SF            $12.50 to $17.50          $   15.00
--------------------------------------------------------------------------------
       5,000 - 10,000 SF           $12.00 to $16.00          $   14.00
--------------------------------------------------------------------------------
       Over 10,000 SF              $11.00 to $12.00          $   11.50
--------------------------------------------------------------------------------
       Outparcels                  $12.00 to $15.00          $   14.00
--------------------------------------------------------------------------------

Lease Terms

      The typical lease term for new retail leases in centers such as the subject generally ranges from three to ten years. Market practice dictates that it is not uncommon to get rent bumps throughout the lease term either in the form of fixed dollar amounts or a percentage increase based upon changes in some index, usually the Consumer Price Index (CPI). Often the CPI clause will carry a minimum (4 percent) annual increase and be capped at a higher maximum (6 to 7 percent) amount. Many leases at the subject property have set increases which escalate rent either annually or on specified dates throughout the lease term.

Concessions

      Developers and owners have a number of methods to induce tenants to locate at their properties. Included among these concession packages are free rent, tenant build-out costs, and cash allowances. Concessions are typically dependent upon local market practice and/or the strength of the particular property or mall owner/developer.

      Free Rent

      Free rent is an inducement offered by developers to entice a tenant to locate in their project over a competitor's. This marketing tool has become popular in the leasing of office space, particularly in view of the over-building which has occurred in many markets. As a rule, most major retail developers have been successful in negotiating leases without including free rent. Our experience with large, retail centers shows that free rent is generally limited to new projects in marginal locations without strong anchor tenants that are having trouble leasing as well as older centers that are losing tenants to new malls in their trade area.

      A review of competing centers reveals that one to two months are typically being offered for three to five year deals. Such was evidenced at Carillon Place, where eight of the seventeen non-anchor tenants received and average of
1.78 months free rent on an average lease of 6 years. We view this leasing structure as having been necessary to expedite lease-up. The subject achieved 100 percent occupancy during its first year and is viewed as the premier retail center in the area. As such, we do not feel that it is necessary to continue to offer free rent.

================================================================================

                                      -43-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

      Tenant Workletter

      Tenant build-out allowances are another form of inducement to tenants. A review of local environs suggests that tenant workletter is not typically offered but often times given as part of tenant negotiation. Some tenants at the subject were provided with build-out allowances in conjunction with the new construction of the center. This is typical of new construction during which tenants are given allowances covered in the construction budget. Generally, allowances vary lease by lease, depending upon build-out requirements and rental rates achieved. For this analysis, new tenants to the center are given an allowance of $6.00 per square foot, with renewal tenants receiving $2.00 per square foot. No allowance is provided for tenants exercising options.

Rent Growth Rates

      Market rent will, over the life of a prescribed holding period, quite obviously follow an erratic pattern. A review of investor's expectations regarding income growth shows that projections generally range between 3.00 and
4.00 percent for retail centers. Cushman & Wakefield's Autumn 1996 survey of pension fund, REITs, bank and insurance companies, and institutional advisors reveals that current income forecasts are utilizing average annual growth rates between 2.0 and 4.0 percent for Class A Power Centers. The low mean of the survey is calculated to be 3.3, while the high mean is 3.5 percent. The Peter F. Korpacz Investor Survey (Second Quarter 1997) shows slightly more conservative results with average annual rent growth of 2.9 percent.

      The tenants' ability to pay rent is closely tied to its increases in sales. However, rent growth can also be impacted by competition and management's desire to attract and keep certain tenants that increase the center's synergy and appeal. With literally no lease-up to contend with, as well as having the newest, most dominant center in the market, management is a formidable position to command higher rents. After considering the above, we have utilized a rent growth rate of 3.5 percent per year over the holding period.

Releasing Assumption

      Upon lease expiration, it is our best estimate that there is a 70.0 percent probability that an existing tenant will renew their lease, while the remaining 30.0 percent will vacate their space at expiration. Lease terms are for 5 years, with both tenant improvement allowances and commissions paid. We would note that many tenants have set options to renew their leases. Option renewals have been compared to projected market rents in order to forecast the probability of tenant options being exercised. In this analysis, all options are assumed to be exercised.

Overage Rent

      In addition to the minimum base rent, tenants will typically contract to pay a percentage of their gross annual sales over a pre-established base amount as overage rent. Most leases have a natural breakpoint. In a few instances, the lease provides for a specified breakpoint sales level. The average overage percentage for small space retail tenants is in a range of 5.0 percent to 6.0 percent.

================================================================================

                                      -44-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

      Traditionally, it takes a number of years for a retail center to mature and gain acceptance before generating any sizable percentage income. As a center matures, the level of overage rents typically becomes a larger percentage of total revenue. It is one measure for protecting the equity investor against inflation.

      For this analysis, we have utilized actual reported sales for tenants at the subject center. These sales levels are forecasted to grow by our sales growth rate into the future. If a tenant does not currently report sales, we have assumed that no sales/overage will be achieved from that tenant space.

Sales Growth Rates

      According to both the Cushman & Wakefield and Korpacz surveys, major investors are looking at a range of growth rates of 0.0 percent initially, to a high of 5.0 percent in their computational parameters. Most typically, growth of 3.0-4.0 percent are seen in these surveys. After considering our analysis, combined with the potential for population and income growth in the subject market, we have forecasted sales growth of 3.5 percent per annum.

Expense Reimbursement

      By lease agreement, tenants are required to reimburse the lessor for certain operating expenses. Included among these operating items are real estate taxes, insurance, and common area maintenance (CAM).

      Common Area Maintenance

      Common area maintenance is recovered from tenants on a pro-rata share basis. Most tenants are charged an administrative fee between 5.0 and 15.0 percent. In some instances, management fees are also passed through to tenants through CAM billings. This is viewed as a slightly aggressive, but fairly typical leasing structure for power center formats. The following formula details the standard recovery method we have forecasted for new leases.

================================================================================
                  Common Area Maintenance Recovery Calculation
================================================================================
      CAM Expense:   Actual hard cost for year plus interest and depreciation
--------------------------------------------------------------------------------
      Add:           15.0% Administrative Fee
--------------------------------------------------------------------------------
      Add:           Management Fees
--------------------------------------------------------------------------------
      Equals:        Net pro-ratable CAM billable to tenants on the basis of
                     gross leasable area GLA
--------------------------------------------------------------------------------

      Real Estate Taxes

      Real estate taxes are also recovered on a pro-rata share basis for tenants at the center. Utilizing a FY 1998 tax expense of $214,288, the indicated recovery from typical in-line tenants is $0.80 per square foot. Several tenants have administrative fees added to their tax obligation.

================================================================================

                                      -45-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

====================================================================================================================================
OPERATING EXPENSE STATISTICS                                                                         Power & Super Community Centers
Cushman & Wakefield, Inc.                                                                                                      South
====================================================================================================================================
                              ULI            ULI            ULI            ULI            ULI            ULI            ULI
                            Power          Power          Super-         Super-         Super-         Super-     Community
                          Centers/       Centers/     Community      Community      Community      Community        Centers/
                             U.S.           U.S.           U.S.           U.S.          South          South           U.S.
                          Average         Median        Average         Median        Average         Median        Average
====================================================================================================================================
Property Profile
----------------

Total GLA:                 358,619        346,315        316,310        303,896        327,941        321,850        179,931
Total Owned GLA:           295,562        290,533        291,411        285,423        314,091        295,416        167,215
Avg. Sales/sf*:           $ 197.23       $ 199.81       $ 187.90       $ 183.44       $ 174.20       $ 175.67       $ 202.33
Anchor Sales/sf:              --             --             --             --             --             --             --

Operating Income
----------------

Minimum Rent:             $   7.02       $   5.81       $   6.35       $   5.84       $   6.20       $   6.32       $   6.47
Overage Rent:             $   0.50       $   0.19       $   0.41       $   0.29       $   0.34       $   0.28       $   0.38
CAM Charges::             $   0.85       $   0.68       $   0.96       $   0.80       $   0.84       $   0.62       $   0.73
Property Taxes:           $   0.65       $   0.45       $   0.63       $   0.55       $   0.66       $   0.74       $   0.67
Insurance:                $   0.07       $   0.07       $   0.05       $   0.05       $   0.07       $   0.08       $   0.07
Utilities:                $   0.27       $   0.04       $   0.36       $   0.07       $   0.28       $   0.08       $   0.19
Other:                    $   0.00       $   0.00       $   0.19       $   0.12       $   0.17       $   0.16       $   0.17
                          --------       --------       --------       --------       --------       --------       --------
Total Income:             $   9.36       $   9.01       $   9.18       $   8.55       $   8.86       $   8.86       $   8.62

Operating Expenses
------------------

Total Maintenance**:      $   1.29       $   0.81       $   1.22       $   0.99       $   1.02       $   0.80       $   0.87
Real Estate Taxes:        $   1.10       $   1.05       $   0.91       $   0.85       $   0.83       $   0.83       $   0.91
Insurance:                $   0.15       $   0.13       $   0.15       $   0.13       $   0.14       $   0.13       $   0.14
Advertising:              $   0.12       $   0.05       $   0.19       $   0.11       $   0.27       $   0.13       $   0.10
Administrative***:        $   0.36       $   0.43       $   0.50       $   0.49       $   0.55       $   0.49       $   0.28
Management Fee:           $   0.35       $   0.32       $   0.33       $   0.31       $   0.35       $   0.31       $   0.34
                          --------       --------       --------       --------       --------       --------       --------
Total Expenses:           $   3.24       $   3.21       $   3.36       $   3.07       $   3.34       $   3.10       $   2.88

OER                           34.6%          35.6%          36.6%          35.9%          37.7%          35.0%          33.4%

Net Operating Income      $   6.13       $   5.39       $   5.44       $   5.22       $   5.41       $   5.41       $   5.67
--------------------


====================================================================================================================================
                              ULI           ICSC             ICSC           ICSC           ICSC           ICSC           ICSC
                        Community     Power Ctrs       Power Ctrs  Strip Centers  Strip Centers  Strip Centers  Strip Centers
                          Centers/          U.S.             U.S.            U.S.          U.S.          South          South
                             U.S.          Total          Centers        100,000-       200,000-       Centers        Centers
                           Median         Survey       greater than                                  less than    greater than
                                                         200,000sf      199,999sf      399,999sf     100,000sf      100,000sf
====================================================================================================================================

Property Profile
----------------

Total GLA:                 167,959           --             --          137,378        260,677         61,108        161,405
Total Owned GLA:           156,543           --             --          133,557        232,127         59,286        150,918
Avg. Sales/sf*:           $ 197.73       $ 127.78       $ 118.55       $ 115.64       $ 137.23       $ 105.52       $ 118.55
Anchor Sales/sf:              --         $ 244.00       $ 254.09       $ 264.52       $ 208.79       $ 266.75       $ 199.08

Operating Income
----------------

Minimum Rent:             $   6.36       $   6.92       $   7.09       $   5.90       $   6.50       $   6.80       $   5.38
Overage Rent:             $   0.27           --             --             --             --             --             --
CAM Charges::             $   0.61       $   0.71       $   0.68       $   0.67       $   0.82       $   0.67       $   0.57
Property Taxes:           $   0.60       $   0.80       $   0.80       $   0.58       $   0.64       $   0.84       $   0.43
Insurance:                $   0.06       $   0.11       $   0.10       $   0.07       $   0.07       $   0.10       $   0.08
Utilities:                $   0.11       $   0.07       $   0.12       $   0.07       $   0.08       $   0.10       $   0.06
Other:                    $   0.10       $   0.08       $   0.10       $   0.06       $   0.05       $   0.04       $   0.02
Total Income:             $   8.27       $   8.92       $   9.15       $   7.35       $   8.25       $   8.38       $   6.57

Operating Expenses
------------------

Total Maintenance**:      $   0.77       $   0.62       $   0.61       $   0.72       $   0.68       $   0.79       $   0.60
Real Estate Taxes:        $   0.83       $   1.01       $   0.89       $   0.70       $   0.85       $   0.72       $   0.59
Insurance:                $   0.13       $   0.10       $   0.10       $   0.11       $   0.11       $   0.14       $   0.11
Advertising:              $   0.05       $   0.06       $   0.05       $   0.05       $   0.04       $   0.02       $   0.02
Administrative***:        $   0.31       $   0.22       $   0.19       $   0.09       $   0.12       $   0.11       $   0.09
Management Fee:           $   0.32       $   0.29       $   0.33       $   0.26       $   0.29       $   0.33       $   0.25
                          --------       --------       --------       --------       --------       --------       --------
Total Expenses:           $   2.72       $   2.35       $   2.23       $   1.97       $   2.14       $   2.27       $   1.74

OER                           32.9%          26.3%          24.4%          26.8%          25.9%          27.1%          26.5%

Net Operating Income      $   5.33       $   5.88       $   6.30       $   5.39       $   5.96       $   5.99       $   4.90
--------------------

--------------------

*     Average sales include all tenants except for ICSC figures which show non-anchor tenants.

**    CAM expenses include repairs & maintenance, utilities, and security.

***   Management fees & bad debt allowances have been deducted from administrative costs. Management has been shown separately.

Source: Urban Land Institute "Dollars & Cents" (1995); International Council of Shopping Centers "The Score" (1996).

(Because the date are means/medians, detailed amounts do not add to totals).
------------------------------------------------------------------------------------------------------------------------------------

                                                                 Income Approach
================================================================================

      Insurance

      Insurance expenses are recovered based upon a pro-rata share. In FY 1998, an expense of 68,122 results in a recovery of 0.26 per square foot of total owned gross leasable area.

Allowance for Vacancy and Credit Loss

      Both the investor and the appraiser are primarily interested in the cash revenues that an income-producing property is likely to produce annually over a specified period of time rather than what it could produce if it were always
100.0 percent occupied and all the tenants were actually paying rent in full and on time. It is normally a prudent practice to expect some income loss, either in the form of actual vacancy or in the form of turnover, non-payment, or slow payment by tenants. We have reflected a provision for permanent vacancy and credit loss of 4.0 percent among the existing non-anchor tenants.

      In this analysis we have forecasted that there is a 70.0 percent probability that an existing tenant will renew their lease and a 30.0 percent probability that the space will turnover. Upon turnover, we have forecasted rent loss equivalent to four months to be incurred to account for the time and/or costs associated with bringing the space back on line. Thus, minimum rent as well as all reimbursable income has been reduced by this forecasted probability. For tenants exercising options, we have tested the option rent against projected market rent as a means of forecasting the option probability. Where an option rent exceeds the forecasted market rent, it would be assumed that the tenant will not exercise its option. In this analysis, all tenant options are assumed to be exercised.

      On balance, the aggregate deductions of all gross revenues reflected in this analysis are based upon overall long-term market occupancy levels and are considered what a prudent investor would allow for credit loss. The remaining sum is effective gross income which an informed investor may anticipate the subject property to produce.

Expenses

      Total expenses incurred in the production of income from the subject property are divided into two categories: reimbursable and non-reimbursable items. The major expenses which are reimbursable include real estate taxes, common area maintenance, and insurance. The non-reimbursable expenses associated with the subject property include management fees and certain miscellaneous expenses, including non-recoverable maintenance. We do note that under many of the existing lease contracts, management is deemed recoverable. Other expenses include a reserve for the replacement of short-lived capital components, alteration costs associated with bringing space up to occupancy standards, and leasing commissions.

      The various expenses incurred in the operation of the subject property have been estimated from information provided by a number of sources. We have reviewed the subject's component operating history and budget projection provided by ownership for 1997. This information is provided in the Addenda. We have compared this information to published data which are available, as well as comparable expense information (see Facing Page). Finally, this information has been tempered by our experience with other regional shopping centers.

================================================================================

                                      -46-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

Expense Growth Rates

      Expense growth rates are generally forecasted to be more consistent with inflationary trends than with competitive market forces. The Autumn 1996 Cushman & Wakefield survey of Class A Power Centers found the low and high mean from each respondent to be 3.4 and 3.7 percent, respectively. The rates ranged from
3.0 to 4.0 percent. The Second Quarter 1997 Korpacz survey reports that the average expense growth rate for power centers is 4.0 percent, down 13 basis points from one year ago. For this analysis, unless otherwise stated, expenses are forecasted to grow by 3.5 percent per annum over the holding period.

Net Income/Net Cash Flow

      The total expenses of the subject property, including alterations, commissions, capital expenditures, and reserves, are annually deducted from total income, thereby leaving a residual net operating income or net cash flow to the investors in each year of the holding period before debt service. In the initial year of investment, the net operating income is forecasted to be equal to approximately $2,633,011 which is equivalent to 77.9 percent of effective gross income. Deducting other expenses including capital items results in a net cash flow before debt service of approximately $2,593,045.

================================================================================
                                Operating Summary
                  Initial Year of Investment - Fiscal Year 1998
================================================================================
                             Aggregate Sum    Unit Rate*   Operating Ratio
================================================================================
Minimum Rent                  $ 2,789,133       $10.47         --
--------------------------------------------------------------------------------
Recovery Income               $   625,617       $ 2.35         --
--------------------------------------------------------------------------------
Percentage Rent               $    10,401       $ 0.04         --
--------------------------------------------------------------------------------
Vacancy/Collection Loss      ($    45,098)     ($ 0.17)        --
--------------------------------------------------------------------------------
Effective Gross Income        $ 3,380,053       $12.69        100.0%
--------------------------------------------------------------------------------
Operating Expenses            $   747,042       $ 2.80         22.1%
--------------------------------------------------------------------------------
Net Operating Income          $ 2,633,011       $ 9.88         77.9%
--------------------------------------------------------------------------------
Other Expenses                $    39,966       $ 0.15          1.2%
--------------------------------------------------------------------------------
Cash Flow                     $ 2,593,045       $ 9.73         76.7%
================================================================================
*    Based on total owned GLA of 266,438+/- square feet.
================================================================================

      The rate of change to both net income and cash flow is important from an investor's perspective. Our cash flow model has forecasted the following compound annual growth rates over the holding period FY 1998 through FY 2007 on a calendar year basis.

                         ==================================
                             Income Growth ("As Is")
                         ==================================
                         Net Operating Income:         1.5%
                         ----------------------------------
                         Net Cash Flow:                1.5%
                         ----------------------------------

================================================================================

                                      -47-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

      As calculated, growth rates in net operating income and net cash flow are forecasted to approximate to 1.5 and 1.5 percent per annum, respectively, which represents moderate-stable growth potential to an investor in the property. These lower growth rates are typical of a center such as the subject where its income from anchor tenants is a principal revenue source, with lease structures that contain only modest rent bumps. Such income growth has a measured impact on our selection of investment parameters as discussed below.

---------------------
Investment Parameters
---------------------

      After projecting the income and expense components of the subject property, investment parameters must be set in order to forecast property performance over the holding period. These parameters include the selection of capitalization rates (both initial and terminal) and application of an appropriate discount or yield rate, also referred to as the internal rate of return (IRR).

Selection of Capitalization Rates

      Overall Capitalization Rate

      The overall capitalization rate bears a direct relationship between net operating income generated by the real estate in the initial year of investment (or initial stabilized year) and the value of the asset in the marketplace. Overall rates are affected by the existing leasing schedule of the property, the strength or weakness of the local rental market, the property's position relative to competing properties, and the risk/return characteristics associated with competitive investments.

      Recent surveys of prominent investors point towards a trend of rising capitalization and discount rates for retail as a general industry segment. Aggressive expansion in certain markets coupled with locational deficiencies and absence of tenant quality have posed problems for some investors in their underwriting.

      In addition, the recent turmoil among many of the nation's largest retail chains has not gone unnoticed by investors. Furthermore, quest for market share has caused many retails to pursue aggressive expansion plans that may have negative long term implications. Equitable Real Estate Investment Management Inc. reports in their Emerging Trends in Real Estate -1997 that, while power centers are considered one retail property type currently in a growth mode, most respondents feel that the oversupply of this type of retail will impact value gains for these property types to the extent they may lag regional malls in appreciation over a five and ten year time frame.

      The Cushman & Wakefield Autumn 1996 survey reveals that going-in cap rates for Class A Neighborhood and Community centers range between 8.50 and 10.50 percent, with a low average of 9.30 percent and high average of 9.80 percent, respectively; a spread of 50 basis points. Terminal, or going-out, rates are now
10.00 and 10.40 percent on average.

================================================================================

                                      -48-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

      For Class A Power Center, going-in capitalization rates now range from
8.50 to 10.50 percent, with a low average of 9.40 percent and a high average of
9.50 percent. Terminal rates average 9.70 and 10.10 percent for the power center format, while discount rates run 10.50 to 12.00. The low IRR mean is 11.50 percent, with a high mean of 11.70 percent.

==========================================================================================
                 Cushman & Wakefield Valuation Advisory Services
          National Investor Survey - Power Retail Centers - Autumn 1996
==========================================================================================
Investment            Power Center and Big Box                 Neighborhood/Community
Parameters       -------------------------------------------------------------------------
                      Low                 High                Low                 High
------------------------------------------------------------------------------------------
OAR/Going-In     8.50-10.50%          9.00-10.50%         8.50-10.50%         9.00-10.50%
                     9.40%               9.50%               9.30%               9.80%
------------------------------------------------------------------------------------------
OAR/Terminal      9.50-10.50%         9.50-10.50%         9.50-10.50%        10.00-11.00%
                     9.70%               10.10%              10.00%              10.40%
------------------------------------------------------------------------------------------
IRR               10.50-15.00%        10.50-15.00%        10.00-15.00%        10.00-15.00%
                     11.50%              11.70%              11.90%              12.10%
------------------------------------------------------------------------------------------

      The Second Quarter 1997 Peter F. Korpacz survey of the National Power Center Market finds that overall capitalization rates remained stable while terminal and discount rates rose 8 basis points over the last quarter. Current going-in rates present a range of 8.75 to 10.50 percent, with an average of 9.50 percent. However, the low end of the range increased by 25 basis points to 8.75 percent. Terminal rates suggest a slight spread over going-in rates, with a range of 9.00-11.50 percent and an average of 9.96 percent. The average IRR is shown to be 11.33 percent, with a range between 9.50-12.50 percent. Again the low end of the range increased but this time the spread is by 50 basis points.

--------------------------------------------------------------------------------
                          NATIONAL POWER CENTER MARKET
                               Second Quarter 1997
================================================================================
                                    CURRENT             LAST
KEY INDICATORS                      QUARTER           QUARTER          YEAR AGO
================================================================================

Free & Clear Equity IRR
================================================================================
RANGE                             9.50-12.50%       9.00-12.50%          N/A
--------------------------------------------------------------------------------
AVERAGE                              11.33%            11.25%
--------------------------------------------------------------------------------
CHANGE (Basis Points)                  --                +8              N/A
================================================================================

Free & Clear Going-In Cap Rate
================================================================================
RANGE                             8.75-10.50%       8.50-10.50%         N/A
--------------------------------------------------------------------------------
AVERAGE                              9.58%             9.58%
--------------------------------------------------------------------------------
CHANGE (Basis Points)                  --                0               N/A
================================================================================

Residual Cap Rate
================================================================================
RANGE                             9.00-11.50%       8.50-11.50%         N/A
--------------------------------------------------------------------------------
AVERAGE                              9.96%             9.88%
--------------------------------------------------------------------------------
CHANGE (Basis Points)                  --                +8              N/A
================================================================================
Source:   Peter Korpacz Associates, Inc. Real Estate Investor Survey -
          Second Qtr. 1997
================================================================================


================================================================================

                                      -49-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

      The survey goes on to note that because of overbuilding in many markets, power centers are less enticing to institutional buyers than they were a short time age. Buyer criteria includes a tenant alignment of the dominant category retailers, good demographics with income and population growth projected at or above regional norms, and the "A+" location in that particular market. The most desirable center in a particular market is the dominant property which has created a true barrier to entry.

      Overall rates are a function of income growth in a particular income stream. Typically, long term leases which are written for anchor tenants tend to be flat with little or no upside. As such, cap rates tend to be higher in centers which have a higher percentage of big box space (upwards to 100 percent) and lower in centers where a higher percentage (20 to 25 percent) of the GLA is occupied by shorter term in-line stores.

      Most retail properties that are considered institutional grade are existing, seasoned centers with good inflation protection that offer stability in income and are strongly positioned to the extent that they are formidable barriers to new competition. Equally important are centers which offer good upside potential after face-lifting, renovations, or expansion.

      Investors have recognized that the retail landscape has been fundamentally altered by consumer lifestyles changes, industry consolidations and bankruptcies. Trends toward more casual dress at work and consumers growing pre-occupation with their leisure and home lives have created the need for refocused leasing efforts to bring those tenants to the center that help differentiate them from the competition. As such, entertainment, a loosely defined concept, is one of the most common directions new centers have taken with multiplexes, restaurants and other specialty tenants entering the merchandising mix.

      A trend toward bringing in larger specialty and category tenants to the center is also in evidence. The risk from an owners standpoint is finding that mix which works the best. Nonetheless, the effect of these changes have been a rise in rates as investors find it necessary to adjust their risk premiums in their underwriting.

      In the Sales Comparison Approach, our survey of comparable sales showed overall capitalization rates ranging from 9.10 percent to 10.00 percent for good quality community and power centers nationwide. The overall mean for the sales presented is 9.52 percent. From the surveys and comparable sales presented, we would be inclined to consider a going-in capitalization rate for the between
9.25 and 9.75 percent.

      Finally, we have considered the subject's position in the market and anchor tenancy. Carillon Place is a well-located specialty power center in an attractive growth market. It has a unique tenant alignment and well matched merchandising mix with several good credit tenants. By virtue of the lease structure with many of the major tenants, rental growth will tend to lag general inflation. The upside will be through the ultimate attainment of overage rent, something we have not forecasted due to lack of adequate sales history. Nonetheless, an investor has recognized this real short term potential in the selection of a capitalization rate.

================================================================================

                                      -50-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

      In our selection of cap rates for the subject property, we have placed specific emphasis on the quality and durability of the forecasted income stream. On balance, we find that the subject can be classified as a good quality, well-located center in an area which has seen recent retail interest.

      Based upon the rate information derived from the comparable sales and investor surveys, we believe that a property with the characteristics of the subject would potentially trade at an overall rate between 9.25 and 9.75 percent.

      Terminal Capitalization Rate

      The residual cash flows annually generated by the subject property comprise only the first part of the return which an investor will receive. The second component of this investment return is the pre-tax cash proceeds from the resale of the property at the end of a projected investment holding period. Typically, investors will structure a provision in their analyses in the form of a rate differential over a going-in capitalization rate in projecting a future disposition price. The view is that the improvement is then older and the future is harder to visualize hence a slightly higher rate is warranted for added risks in forecasting. On average, the C&W rate survey shows a 30-60 basis point differential. The Korpacz survey shows a spread of 38 basis points.

      For the subject, however, we do not believe that it is necessary to add points to the terminal rate due to the fact that forecasted income growth is relatively flat and that the subject has the potential to be into percentage rent in future years.

      Therefore, a projected terminal capitalization rate ranging from 9.25 to
9.75 percent is indicated for the subject property. Thus, this range of rates is applied to the following year's net operating income before reserves, capital expenditures, leasing commissions and alterations as it would be the first received by a new purchaser of the subject property.

Selection of Discount Rate

      The discounted cash flow analysis makes several assumptions which reflect typical investor requirements for yield on real property. These assumptions are difficult to directly extract from any given market sale or by comparison to other investment vehicles. Instead investor surveys of major real estate investment funds and trends in bond yield rates are often cited to support such analysis.

      A yield or discount rate differs from an income rate, such as cash-on-cash (equity dividend rate), in that it takes into consideration all equity benefits, including the equity reversion at the time of resale and annual cash flow from the property. The internal rate of return is the single-yield rate that is used to discount all future equity benefits (cash flow and reversion) into the initial equity investment. Thus, a current estimate of the subject's present value may be derived by discounting the projected income stream and reversion year sale at the property's yield rate.

================================================================================

                                      -51-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

      Yield rates on long term real estate investments range widely between property types. As cited in Cushman & Wakefield's Autumn 1996 survey, investors in power retail centers are currently looking at broad rates of return between
10.50 and 15.00 percent. The indicated low and high means are 11.50 and 11.70 percent, respectively, for power centers. Peter F. Korpacz reports an average internal rate of return of 11.33 percent for national power centers in their Second Quarter 1997 survey, with a range between 9.50-12.50 percent.

      The yield rate on a long term real estate investment can also be compared with yield rates offered by alternative financial investments since real estate must compete in the open market for capital. In developing an appropriate risk rate for the subject, consideration has been given to a number of different investment opportunities. The following is a list of rates offered by other types of securities.

          =====================================================
          Market Rates and Bond Yields (%)        July 10, 1997
          =====================================================
          Reserve Bank Discount Rate                   5.00%
          -----------------------------------------------------
          Prime Rate (Monthly Average)                 8.50%
          -----------------------------------------------------
          3-Month Treasury Bills                       4.96%
          -----------------------------------------------------
          U.S. 10-Year Notes                           6.24%
          -----------------------------------------------------
          U.S. 30-Year Bonds                           6.56%
          -----------------------------------------------------
          Telephone Bonds                              7.63%
          -----------------------------------------------------
          Municipal Bonds                              5.56%
          -----------------------------------------------------
          Source: New York Times
          -----------------------------------------------------

      This compilation of yield rates from alternative investments reflects varying degrees of risk as perceived by the market. Therefore, a riskless level of investment might be seen in a three month treasury bill at 4.96 percent. A more risky investment, such as telephone bonds, would currently yield a much higher rate of 7.63 percent. The prime rate is currently 8.50 percent, while the discount rate is 5.00 percent. Ten year treasury notes are currently yielding around 6.24 percent, while 30-year bonds are at 6.56 percent.

      Real estate investment typically requires a higher rate of return (yield) and is much influenced by the relative health of financial markets. A retail center investment tends to incorporate a blend of risk and credit based on the tenant mix, the anchors that are included (or excluded) in the transaction, and the assumptions of growth incorporated within the cash flow analysis. An appropriate discount rate selected for a retail center thus attempts to consider the underlying credit and security of the income stream, and includes an appropriate premium for liquidity issues relating to the asset.

      There has historically been a consistent relationship between the spread in rates of return for real estate and the "safe" rate available through long-term treasuries or high-grade corporate bonds. A wider gap between return requirements for real estate and alternative investments has been created in recent years due to illiquidity issues, the absence of third party financing, and the decline in property values.

================================================================================

                                      -52-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

      Investors have suggested that the retail investment market has become increasingly "tiered" over the past two years. The country's premier properties are considered to have the strongest trade areas, excellent anchor alignments, and significant barriers of entry to future competitive supply. It is our opinion that the subject would attract strong interest from institutional investors if offered for sale in the current marketplace.

      Finally, application of these rate parameters to the subject should entail some sensitivity to the rate at which leases will be expiring over the projection period. A forecasted lease expiration schedule for the subject is included in the Addenda and reference is made thereto.

      We would note that much of the risk factored into such an analysis is reflected in the assumptions employed within the cash flow model, including rent and sales growth, turnover, reserves for replacement, and vacancy provisions.

      Finally, we also recognize that over 65.0 percent of base rental income, on average, comes from anchor major/tenants whose creditworthiness adds stability to the cash flow.

      We have briefly discussed the investment risks associated with the subject. On balance, it is our opinion that an investor in the subject property would require an internal rate of return between 10.50 and 11.00 percent for the center operating on a stabilized basis.

Present Value Analysis

      Analysis by the discounted cash flow method is examined over a holding period that allows the investment to mature, the investor to recognize a return commensurate with the risk taken, and a recapture of the original investment. Typical holding periods usually range from 10 to 20 years and are sufficient for the majority of institutional grade real estate such as the subject to meet the criteria noted above. In the instance of the subject, we have analyzed the cash flows anticipated over a 10-year period commencing on August 1, 1997.

      A sale or reversion is deemed to occur at the end of the 10th year (July 31, 2007), based upon capitalization of the following year's net operating income. This is based upon the premise that a purchaser in the 10th year is buying the following year's net income. Therefore, our analysis reflects this situation by capitalizing the first year of the next holding period.

      The present value is formulated by discounting the property cash flows at various yield rates. The yield rate utilized to discount the projected cash flow and eventual property reversion has been based on an analysis of anticipated yield rates of investors dealing in similar investments. The rates reflect acceptable expectations of yield to be achieved by investors currently in the marketplace shown in their current investment criteria and as extracted from comparable property sales.

================================================================================

                                      -53-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

---------------------
Cash Flow Assumptions
---------------------

      Our cash flows forecasted for the property have been presented. To reiterate, the formulation of these cash flows incorporate the following general assumptions in our computer model:

--------------------------------------------------------------------------------
            SUMMARY OF CRITICAL ASSUMPTIONS FOR DISCOUNTED CASH FLOW
--------------------------------------------------------------------------------
SUBJECT PROPERTY                                            CARILLON PLACE
================================================================================
SQUARE FOOTAGE RECONCILIATION
================================================================================
TOTAL OWNED GROSS LEASABLE AREA                              266,438+/- SF
--------------------------------------------------------------------------------
    MAJOR/MAJOR TENANT GLA                                   203,786+/- SF
--------------------------------------------------------------------------------
    IN-LINE SHOP GLA                                          62,652+/- SF
================================================================================
MARKET RENT/SALES CONCLUSIONS
================================================================================
MARKET RENT ESTIMATES (1997/98)
--------------------------------------------------------------------------------
    ANCHOR TENANTS                                              $  9.00/SF
--------------------------------------------------------------------------------
    TENANTS 0     -    999 SF                                   $ 18.50/SF
--------------------------------------------------------------------------------
    TENANTS 1,000 -  2,999 SF                                   $ 17.50/SF
--------------------------------------------------------------------------------
    TENANTS 3,000 -  4,999 SF                                   $ 15.00/SF
--------------------------------------------------------------------------------
    TENANTS 5,000 - 10,000 SF                                   $ 14.00/SF
--------------------------------------------------------------------------------
    TENANTS OVER    10,000 SF                                   $ 11.50/SF
--------------------------------------------------------------------------------
    OWNED OUTPARCELS                                            $ 14.00/SF
--------------------------------------------------------------------------------
RENTAL BASIS                                                           NNN
--------------------------------------------------------------------------------
MARKET RENTAL GROWTH RATE                                          3.5%/YR
--------------------------------------------------------------------------------
CREDIT RISK LOSS (NON-ANCHOR SPACE)                                   4.0%
================================================================================
VACANCY & TYPICAL LEASE TERM
================================================================================
AVERAGE LEASE TERM (NON-ANCHORS)                                   5 Years
--------------------------------------------------------------------------------
RENEWAL PROBABILITY                                                 70.0 %
--------------------------------------------------------------------------------
WEIGHTED AVERAGE DOWNTIME                                         3 Months
--------------------------------------------------------------------------------
STABILIZED OCCUPANCY (NON-ANCHORS)                                  96.0 %
================================================================================
OPERATING EXPENSE DATA
================================================================================
LEASING COMMISSIONS
--------------------------------------------------------------------------------
    NEW TENANTS                                                   $3.50/SF
--------------------------------------------------------------------------------
    RENEWAL TENANTS                                               $1.75/SF
--------------------------------------------------------------------------------
TENANT IMPROVEMENT ALLOWANCE
--------------------------------------------------------------------------------
    NEW TENANT                                                    $6.00/SF
--------------------------------------------------------------------------------
    RENEWAL TENANT                                                $2.00/SF
--------------------------------------------------------------------------------
EXPENSE GROWTH RATE                                                3.5%/YR
--------------------------------------------------------------------------------
TAX GROWTH RATE                                                    3.5%/YR
--------------------------------------------------------------------------------
MANAGEMENT FEE                                    5.0% of Minimum & % Rent
--------------------------------------------------------------------------------
CAPITAL RESERVES (PSF OF GLA)                                     $0.15/SF
--------------------------------------------------------------------------------

================================================================================

                                      -54-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

====================================================================================================================================
SENSITIVITY ANALYSIS
Carillon Place                         1              2              3              4               5              6              7
Cushman & Wakefield, Inc.           1998           1999           2000           2001            2002           2003           2004
====================================================================================================================================
Effective Gross Income:       $3,380,053     $3,451,434     $3,560,009     $3,622,790      $3,661,258     $3,706,990     $3,739,416
Operating Expenses:             $747,042       $770,729       $797,253       $822,042        $846,368       $871,837       $897,574
Net Operating Income:         $2,633,011     $2,680,705     $2,762,756     $2,800,748      $2,814,890     $2,835,153     $2,841,842
Net Cash Flow:                $2,593,045     $2,639,340     $2,719,944     $2,756,437      $2,769,028     $2,787,686     $2,754,009
Property Value:              $28,000,000


Net Sales Price:             $27,512,499    $28,354,601    $28,744,519    $28,889,661     $29,097,623    $29,166,273    $30,204,227
Net Cash Flow:                $2,593,045     $2,639,340     $2,719,944     $2,756,437      $2,769,028     $2,787,686     $2,754,009
- NOI Return:                      9.40%          9.57%          9.87%         10.00%          10.05%         10.13%         10.15%
- Cash-On-Cash Return:             9.26%          9.43%          9.71%          9.84%           9.89%          9.96%          9.84%


Discounted Income Stream:
Discounted Sales Price:      $24,841,985    $23,117,245    $21,160,398    $19,202,930     $17,463,804    $15,805,875    $14,779,563
Discounted Cash Flow:         $2,341,350     $2,151,830     $2,002,298     $1,832,201      $1,661,914     $1,510,711     $1,347,594
Net Present Value:           $27,183,335    $27,610,424    $27,655,876    $27,530,609     $27,453,397    $27,306,179    $27,627,462



Carillon Place:                        8              9             10             11                    CAGR     CAGR
Cushman & Wakefield, Inc.           2005           2006           2007           2008                 1996-07  2000-07

Effective Gross Income:       $3,872,001     $3,963,209     $4,007,516     $4,061,061                    1.9%     1.7%
Operating Expenses:             $929,025       $959,287       $988,061     $1,018,322                    3.2%     3.1%
Net Operating Income:         $2,942,976     $3,003,922     $3,019,455     $3,042,739                    1 5%     1.3%
Net Cash Flow:                $2,869,012     $2,930,785     $2,953,827                                   1.5%     1.2%
Property Value:                                            $31,228,111                                   1.2%


Net Sales Price:             $30,829,726    $30,989,143    $31,228,111                            Average Returns
Net Cash Flow:                $2,869,012     $2,930,785     $2,953,827                            Over Holding Period
- NOI Return:                     10.51%         10.73%         10.78%                            -------------------
- Cash-On-Cash Return:            10.25%         10.47%         10.55%                            NOI            10.1%
                                                                                                  Cash            9.9%

Discounted Income Stream:                                                                         Yield Composition
Discounted Sales Price:      $13,621,338    $12,362,775    $11,248,856                            -----------------
Discounted Cash Flow:         $1,267,601     $1,169,204     $1,064,015                            Reversion      40.8%
Net Present Value:           $27,736,838    $27,647,479    $27,597,575                            Cash Flow      59.2%
                                                                                                  -------------------
                                                                                                  Total Value   100.0%

--------------------------------------------------------------------------------
ASSUMPTIONS & CONCLUSIONS
--------------------------------------------------------------------------------
Value Range:                       Low            High        Conclusion
Discount Rate:                    11.25%         10.50%         10.75%
Terminal Cap Rate:                10.00%          9.25%          9.50%
================================================================================
Value Range/Conclusion:     $26,217,719    $28,343,421    $28,000,000
--------------------------------------------------------------------------------
- Going-In Cap Rate:              10.04%          9.29%          9.40%
--------------------------------------------------------------------------------
- Price/sf Owned GLA:            $98.40        $106.38        $105.09
--------------------------------------------------------------------------------
- Price/sf Mall Shop GLA:        $98.40        $106.38        $105.09
--------------------------------------------------------------------------------


=============================================================================================
SALE-YIELD MATRIX
---------------------------------------------------------------------------------------------
Net Reversion        Terminal
Cost of Sale:     Capitalization                       Discount Rate IRR
   2.50%              Rate             10.50%         10.75%         11.00%         11.25%
=============================================================================================
$32,072,114           9.25%         $28,343,421    $27,901,598    $27,469,209    $27,046,021
---------------------------------------------------------------------------------------------
$31,228,111           9.50%         $28,032,449    $27,597,575    $27,171,965    $26,755,389
---------------------------------------------------------------------------------------------
$30,427,390           9.75%         $27,737,424    $27,309,143    $26,889,963    $26,479,661
---------------------------------------------------------------------------------------------
$29,666,705          10.00%         $27,457,151    $27,035,132    $26,622,062    $26,217,719
---------------------------------------------------------------------------------------------


                        NOI vs. Cash Flow                        NPV vs. Sales Price By Year

                        [BAR CHART OMITTED]                      [BAR CHART OMITTED]
---------------------------------------------------------------------------------------------

                                                                 Income Approach
================================================================================

RATES OF RETURN                         AS IS VALUATION
--------------------------------------------------------------------------------
CASH FLOW START DATE                         8/1/97
--------------------------------------------------------------------------------
DISCOUNT RATE                           10.50% - 11.00%
--------------------------------------------------------------------------------
GOING-IN CAPITALIZATION RATE             9.25% -  9.75%
--------------------------------------------------------------------------------
TERMINAL CAPITALIZATION RATE             9.25% -  9.75%
--------------------------------------------------------------------------------
REVERSIONARY SALES COSTS                     2.50%
--------------------------------------------------------------------------------
HOLDING PERIOD                              10 Years
--------------------------------------------------------------------------------

--------------------
Discounted Cash Flow
--------------------

      For a property such as the subject, it is our opinion that an investor would require an all cash discount rate in the range of 10.50 to 11.00 percent on an "as is" operating basis. Accordingly, we have discounted the projected future pre-tax cash flows to be received by an equity investor in the subject property to a present value so as to yield 10.50 to 11.00 percent at 25 basis point intervals on equity capital over the holding period. This range of rates reflects the risks associated with the investment. Discounting these cash flows over the range of yield and terminal rates now being required by participants in the market for this type of real estate places additional perspective upon our analysis. A valuation matrix for the subject appears on the Facing Page.

      Through such a sensitivity analysis, it can be seen that the present value of the subject property varies from approximately $26.9 to $28.3 million "as is". Giving consideration to all of the characteristics of the subject previously discussed, we feel that a prudent investor would require a yield which falls near the middle of the range outlined above for this property. Accordingly, we believe that based upon all of the assumptions inherent in our cash flow analysis, an investor would look toward as IRR around 10.75 percent and a terminal rate around 9.50 percent as being most representative of the subject's value in the market.

      In view of the analysis presented here, it becomes our opinion that the discounted cash flow analysis indicates an As Is Market Value for the subject property as of July 14, 1997 of $28,000,000.

      We note that the computed equity yield is not necessarily the true rate of return on equity capital. This analysis has been performed on a pre-tax basis. The tax benefits created by real estate investment will serve to attract investors to a pre-tax yield which is not the full measure of the return on capital.

================================================================================

                                      -55-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Income Approach
================================================================================

---------------------
Direct Capitalization
---------------------

      To further support our value conclusion derived via the discounted cash flow, we have also utilized the direct capitalization method. In direct capitalization, an overall rate is applied to the net operating income of the subject property. In this case, we will again consider the indicated overall rates from the comparable sales in the Sales Comparison Approach as well as those rates established in our Investor Survey. In view of our total analysis, we would anticipate that the subject property would trade at an overall rate of approximately 9.25 to 9.75 percent applied to first year income. Applying these rates to first stabilized year net operating income before reserves, alterations, and other expenses for the subject of $2,633,011 results in a value of approximately $27.0 to $28.5 million. From this range, we would be inclined to conclude at an As Is Market Value of $28,000,000 via Direct Capitalization as of July 14, 1997. This value is indicative of an overall rate of 9.40 percent.

================================================================================

                                      -56-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                         RECONCILIATION AND FINAL VALUE ESTIMATE
================================================================================

      Reconciliation is the process of deriving a single point value estimate for the subject property from the indications provided by the approaches at hand. This process requires the weighing of each approach as they relate to the appraisal assignment and resolving the differences among the valuation procedures. In the end, a single estimate of market value is concluded based upon the appropriateness of each value indication. A summary of the value indications for the subject is set forth below.

--------------------------------------------------------------------------------
                                  Value Summary
--------------------------------------------------------------------------------
          Cost Approach                                N/A
--------------------------------------------------------------------------------
          Sales Comparison Approach               $27,500,000 - $28,500,000
--------------------------------------------------------------------------------
          Income Capitalization Approach
            Discounted Cash Flow                                $28,000,000
            Direct Capitalization                               $28,000,000
--------------------------------------------------------------------------------

      Two approaches to value have been utilized for this analysis. In general terms, the approaches included provide complimentary results, each approach or technique supporting the other. Between the high and low range supported by each methodology, we see a variance of about 3.6 percent.

Sales Comparison Approach

      The Sales Comparison Approach has arrived at a value for the subject property by analyzing historical arms-length transactions, reducing the gathered information to common units of comparison, adjusting the sale data for differences with the subject, and interpreting the results to yield a meaningful value conclusion. The basis of these conclusions was the cash-on-cash return based on net income and the adjusted price per square foot of gross leasable area sold.

      The process of comparing historical sales data to assess what purchasers have been paying for similar type properties is weak in estimating future expectations. Although the unit sale price yields comparable conclusions, it is not the primary tool by which the investor market for a property like the subject operates. In addition, no two properties are alike with respect to quality of construction, location, market segmentation and income profile. As such, subjective judgment necessarily becomes a part of the comparative process. The usefulness of this approach is that it interprets specific investor parameters established in their analysis and ultimate purchase of a property. In light of the above, this methodology is best suited as support for the conclusions of the "Income Approach". It provides useful market extracted rates of return, such as overall rates, to simulate investor behavior in the "Income Approach".

Income Capitalization Approach

      Discounted Cash Flow Analysis

      The subject property is highly suited to analysis by the discounted cash flow method (DCF) as it will be bought and sold in investment circles. The focus on property value in relation to anticipated income is well founded since the basis for investment is profit in the form of return or yield on invested capital.

================================================================================

                                      -57-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                         Reconciliation and Final Value Estimate
================================================================================

      The subject property, as an investment vehicle, is sensitive to all changes in the economic climate and the economic expectations of investors. The discounted cash flow analysis may easily reflect changes in the economic climate of investor expectations by adjusting the variables used to qualify the model. In the case of the subject property, the DCF can analyze existing leases, probabilities of future rollovers and turnovers, and reflect the expectations of overage rents. Essentially, the DCF can model many of the dynamics of a complex shopping center.

      Particular emphasis is placed on the results of the discounted cash flow analysis because of the applicability of this method in accounting for the specific characteristics of the property, as well as being the tool used by many purchasers.

Capitalization

      Direct capitalization has its basis in capitalization theory and uses the premise that the relationship between income and sales price may be expressed as a rate or its reciprocal, a multiplier. This process selects rates derived from the marketplace, in much the same fashion as the "Sales Comparison Approach", and applies this to a projected net operating income to derive a sale price. The weakness here is the idea of using one year of cash flow as the basis for calculating a sale price. This is simplistic in its view of expectations and may sometimes be misleading. If the year chosen for the analysis of the sale price contains an income steam that is over or understated, this error is compounded by the capitalization process. Nonetheless, real estate of the subject's caliber is commonly purchased on a direct capitalization basis. Overall, this methodology has been given important consideration in our total analysis, due to the subject's stabilized operations.

Conclusions

      We have briefly discussed the applicability of each of the methods presented. Because of certain vulnerable characteristics in the Sales Comparison Approach, it has been used as supporting evidence and as a final check on the value conclusion indicated by the Income Capitalization Approach methodologies. The ranges in value exhibited by the Income Capitalization Approach are consistent with the leasing profiles. Each indicates complimentary results with the Sales Comparison Approach, the conclusions being supportive of each method employed, and neither range being extremely high or low in terms of the other.

      As a result of our analysis, we have formed an opinion that the As Is Market Value of the Leased Fee Estate in the referenced property, subject to the assumptions, limiting conditions, certifications, and definitions, as of July 14, 1997, the date of inspection, was:

                          TWENTY EIGHT MILLION DOLLARS
                                   $28,000,000


================================================================================

                                      -58-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Appraisal" means the appraisal report and opinion of value stated therein; or the letter opinion of value, to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Appraisal.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Appraisal.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Appraisal.

This appraisal is made subject to the following assumptions and limiting conditions:

1. This is a Summary Appraisal Report which is intended to comply with the reporting requirements set forth under Standard Rule 2-2(b) of the Uniform Standards of Professional Appraisal Practice for a Summery Appraisal Report. As such, it might not include full discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning, and analyses is retained in the appraiser's file. The information contained in this report is specific to the needs of the client and for the intended use stated in this report. The appraiser is not responsible for unauthorized use of this report.

2. No opinion is intended to be expressed and no responsibility is assumed for the legal description or for any matters which are legal in nature or require legal expertise or specialized knowledge beyond that of a real estate appraiser. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

3. The information contained in the Appraisal or upon which the Appraisal is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraiser nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits and factual matters.

4. The opinion of value is only as of the date stated in the Appraisal. Changes since that date in external and market factors or in the Property itself can significantly affect property value.

5. The Appraisal is to be used in whole and not in part. No part of the Appraisal shall be used in conjunction with any other appraisal. Publication of the Appraisal or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise stated in the letter of engagement, the Appraisal may not be used by any person other than the party to whom it is addressed or for purposes other than that for which it was prepared. No part of the Appraisal shall be conveyed to the public through advertising, or used in any sales or promotional material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

================================================================================

                                      -59-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             Assumptions and Limiting Conditions
================================================================================

6. Except as may be otherwise stated in the letter of engagement, the Appraiser shall not be required to give testimony in any court or administrative proceeding relating to the Property or the Appraisal.

7. The Appraisal assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state and local zoning and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Appraisal; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimate contained in the Appraisal is based.

8. The physical condition of the improvements considered by the Appraisal is based on visual inspection by the Appraiser or other person identified in the Appraisal. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components.

9. The forecasted potential gross income referred to in the Appraisal may be based on lease summaries provided by the owner or third parties. The Appraiser has reviewed lease documents and assumes no responsibility for the authenticity or completeness of lease information provided by others. C&W recommends that legal advice be obtained regarding the interpretation of lease provisions and the contractual rights of parties.

10. The forecasts of income and expenses are not predictions of the future. Rather, they are the Appraiser's best estimates of current market thinking on future income and expenses. The Appraiser and C&W make no warranty or representation that these forecasts will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Appraisal, envisages for the future in terms of rental rates, expenses, supply and demand.

11. Unless otherwise stated in the Appraisal, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance of the improvements or may be located at or about the Property was not considered in arriving at the opinion of value. These materials (such as formaldehyde foam insulation, asbestos insulation and other potentially hazardous materials) may adversely affect the value of the Property. The Appraisers are not qualified to detect such substances. C&W recommends that an environmental expert be employed to determine the impact of these matters on the opinion of value.

12. Unless otherwise stated in the Appraisal, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in arriving at the opinion of value. Failure to comply with the requirements of the ADA may adversely affect the value of the property. C&W recommends that an expert in this field be employed.

================================================================================

                                      -60-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                      CERTIFICATION OF APPRAISAL
================================================================================

      We certify that, to the best of our knowledge and belief:

1.    Jay F. Booth, MAI inspected the property and prepared the report. Richard
      W. Latella, MAI, has reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event. The appraisal assignment was not based on a requested minimum valuation, a specific valuation or the approval of a loan.

6. No one provided significant professional assistance to the persons signing this report.

7. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Jay F. Booth and Richard W. Latella have completed the requirements of the continuing education program of the Appraisal Institute.


      /s/Jay F. Booth                    /s/Richard W. Latella
      --------------------------         --------------------------
      Jay F. Booth, MAI                  Richard W. Latella, MAI
      Associate Director                 Senior Director
      Retail Valuation Group             Retail Valuation Group
      State of Florida Temporary
      Practice Permit No. 0001138

================================================================================

                                      -61-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                         ADDENDA
================================================================================

                         NATIONAL RETAIL MARKET OVERVIEW

                      SUBJECT RENT ROLL & OPERATING BUDGET

                          SUBJECT TENANT SALES REPORTS

                         PROPERTY SURVEY (JANUARY 1995)

                              A.L.T.A. TITLE POLICY

          ALTA CONSULTING CORP. REVIEW LETTER OF ENVIRONMENTAL REPORTS

                         PRO-JECT LEASE ABSTRACT REPORT

                           PRO-JECT ASSUMPTION REPORT

                         PRO-JECT TENANT REGISTER REPORT

                        PRO-JECT LEASE EXPIRATION REPORT

                             ENDS FULL DATA REPORTS

                  STATE OF FLORIDA TEMPORARY APPRAISAL LICENSE

                            APPRAISERS QUALIFICATIONS

================================================================================

                       ----------------------------------
                            CUSHMAN & WAKEFIELD, INC.
                            NATIONAL RETAIL OVERVIEW
                       ----------------------------------







                             Retail Valuation Group
                             Richard W. Latella, MAI
                                 Senior Director

                                                 NATIONAL RETAIL MARKET OVERVIEW
================================================================================

Introduction

      Shopping centers constitute the major form of retail activity in the United States today. Approximately 55 percent of all non-automotive retail sales occur in shopping centers. It is estimated that consumer spending accounts for about two-thirds of all economic activity in the United States. As such, retail sales patterns have become an important indicator of the country's economic health.

      The early part of the 1990s was a time of economic stagnation and uncertainty in the country. The gradual recovery, which began as the nation crept out of the last recession, has shown some signs of weakness as corporate downsizing has accelerated. But as the recovery period reaches into its fifth year and the retail environment remains volatile, speculation regarding the nation's. economic future remains. It is this uncertainty which has shaped recent consumer spending patterns. We shall first provide a brief overview of broad economic measures that are important in terms of long range retail sales forecasting and general investment underwriting. This is followed by a discussion of retail sales trends along with selected statistics of the shopping center industry. Also included is a discussion of contemporary industry trends, valuation issues and a brief overview of the REIT market.

Personal Income and Consumer Spending

      Americans' personal income advanced by eight-tenths of a percent in December, which helped raise income for all of 1996 by 5.5 percent. This was less than 1995 but it far outpaced the 2.5 percent in 1994.

          ---------------------------------------------------
            Personal Income              Consumer Spending
          Year         % Change         Year         % Change
          ---------------------------------------------------
          1993            4.7           1993            5.8
          ---------------------------------------------------
          1994            2.5           1994            5.5
          ---------------------------------------------------
          1995            6.1           1995            4.8
          ---------------------------------------------------
          1996            5.5           1996            4.6
          ---------------------------------------------------
          Source:   Commerce Dept.
          ---------------------------------------------------

      American workers won wage gains in 1996 that were the largest since 1990. Nationwide, average hourly wages rose by 3.8 percent to $11.98 in 1996, about five-tenths of a percent above the inflation rate. This compares with 3.2 percent in 1995. Personal income grew one-tenth of a percent in April 1997.

      Consumer spending is another closely watched indicator of economic activity. The importance of consumer spending is that it represents two-thirds of the nation's economic activity. Total consumer spending rose by 4.6 percent in 1996, slightly off of the 4.8 percent rise in 1995. These increases followed a significant lowering on unemployment and bolstered consumer confidence. Personal spending grew one-tenth of a percent in April 1997. This was the smallest increase since September 1996 and was in line with analysts' expectations.

================================================================================

                                                 National Retail Market Overview
================================================================================

Unemployment Trends

      The Clinton Administration touts that its economic policy has dramatically increased the number of citizens who have jobs. Correspondingly, the nation's unemployment rate continues to decrease from its recent peak in 1992. Selected statistics released by the Bureau of Labor Statistics are summarized as follows:

--------------------------------------------------------------------------------
                         Selected Employment Statistics
--------------------------------------------------------------------------------
               Civilian Labor Force               Employed
--------------------------------------------------------------------------------
            Total Workers              Total Workers               Unemployment
  Year(1)       (000)        % Change      (000)        % Change       Rate
--------------------------------------------------------------------------------
1990           124,787           .7        117,914          .5         5.5
--------------------------------------------------------------------------------
1991           125,303           .4        116,877         -.9         6.7
--------------------------------------------------------------------------------
1992           126,982          1.3        117,598          .6         7.4
--------------------------------------------------------------------------------
1993           128,040           .8        119,306         1.5         6.8
--------------------------------------------------------------------------------
1994           131,056          2.4        123,060         3.1         6.1
--------------------------------------------------------------------------------
1995           132,337          .98        124,926         1.5         5.6
--------------------------------------------------------------------------------
1996           135,022          2.0        127,855         2.3         5.3
--------------------------------------------------------------------------------
CAGR                           1.32                      1.37
1990-1996
--------------------------------------------------------------------------------
(1)  Year ending December 31
--------------------------------------------------------------------------------
Source: Bureau of Labor Statistics U.S. Department of Labor
--------------------------------------------------------------------------------

      During 1996, the labor force increased by 2,685,000 or approximately 2.0 percent. Correspondingly, the level of employment increased by 2,929,000 or 2.3 percent. As such, the year end unemployment rate dropped by three-tenths of a percent to 5.3 percent. For 1996, monthly job growth averaged 224,000. On balance, over 10.0 million jobs have been created since the recovery began. Preliminary data for April 1997 shows that the unemployment rate slipped to 4.8 percent, near a twenty-year low.

Housing Trends

      Housing trends are an important economic measure due to the substantial economic activity generated when a home changes hands (i.e. spending on repairs by sellers, redecorating by buyers, fees, commissions and taxes).

      For all of 1996, new single family home sales totaled 756,000, up 13.3 percent from 667,000 in 1995. The yearly sales level was the highest since 1978. The median new home price of new homes sold in 1996 was $140,000, up 4.6 percent from 1995. Through May 1997, it was tracking at $143,000. Sales of new homes fell 7.7 percent in April 1997. Builders are currently reporting a 4.5 month inventory of unsold homes.

      Sales of existing single family homes fell in April by 2.4 percent to 4.06 million units. The median price jumped by 4.6 percent to $118,100.

================================================================================

                                                 National Retail Market Overview
================================================================================

      New housing starts rose by 8.8 percent for all of 1996 to 1.47 million units, the most since 1988. Housing starts fell by 4.8 percent in May to an annual rate of 1.397 million units. This was the third consecutive monthly decline.

      The home ownership rate seems to be rising, after remaining stagnant over the last decade. For 1996, the share of households that own their homes was 65.4 percent, compared to 64.7 percent for a year earlier. Lower mortgage rates are cited as a factor.

Gross Domestic Product

      The report on the gross domestic product (GDP) showed that output for goods and services expanded at an annual rate of just .9 percent in the fourth quarter of 1995. Overall, the economy gained 2.0 percent in 1995, the weakest showing in four years since the 1991 recession. Conversely, the fourth quarter
(1996) GDP grew at a surprisingly robust 3.8 percent. As a result, the GDP posted a 2.4 percent annual gain for all of 1996, topping the 2.0 percent rise in 1995. Revised first quarter 1996 data shows that the GDP grew at a stunning
5.8 percent annual pace, well above even the most optimistic forecasts. Preliminary reports are for second quarter growth in the 2+/- percent range. The Fed foresees a moderation of this trend and expects the U.S. economy will expand at a 2.0 to 2.50 percent pace during 1997 which is in-line with White House forecasts and a pace which is viewed as the economy's non-inflationary growth limit.

     The following chart cites the annual change in real GDP since 1990.

                  ========================================
                                  Real GDP
                  ========================================
                  Year                            % Change
                  ----------------------------------------
                  1990                               1.2
                  ----------------------------------------
                  1991                               -.6
                  ----------------------------------------
                  1992                               2.3
                  ----------------------------------------
                  1993                               3.1
                  ----------------------------------------
                  1994                               4.1
                  ----------------------------------------
                  1995*                              2.0
                  ----------------------------------------
                  1996                               2.4
                  ----------------------------------------
                  *     Reflects new chain weighted system
                        of measurement. Comparable 1994
                        measure would be 3.5%
                  ========================================
                  Source: Bureau of Economic Analysis
                  ========================================

Wholesale Prices

      Soaring energy prices in December drove wholesale costs to a twelve month high. For the year, the Producer Price Index (PPI) gained 2.8 percent. However, excluding energy, the PPI rose just 1.4 percent in all of 1996. In 1995, the index rose 2.3 percent. Projections for 1997 show that most economists expect a
2.5 percent rise and a core increase of 1.5 percent.

================================================================================

                                                 National Retail Market Overview
================================================================================

Consumer Prices

      The Bureau of Labor Statistics has reported that consumer prices rose by only 2.5 percent in 1995, the fifth consecutive year in which inflation was under 3.0 percent. This was the lowest rate in nearly a decade when the overall rate was 1.1 percent in 1986. All sectors were down substantially in 1995 including the volatile health care segment which recorded inflation of only 3.9 percent, the lowest rate in 23 years.

     The following chart tracks the annual change in the CPI since 1990.

                      ====================================
                             Consumer Price Index(1)
                      ====================================
                      Year            CPI         % Change
                      ------------------------------------
                      1990           133.8           6.1
                      ------------------------------------
                      1991           137.9           3.0
                      ------------------------------------
                      1992           141.9           2.9
                      ------------------------------------
                      1993           145.8           2.7
                      ------------------------------------
                      1994           149.7           2.7
                      ------------------------------------
                      1995           153.5           2.5
                      ------------------------------------
                      1996         158.6(2)          3.3
                      ------------------------------------
                      (1) All Urban Workers
                      (2) Preliminary
                      ====================================
                      Source: Dept. of Labor, Bureau of
                              Labor Statistics
                      ====================================

      Preliminary data for the year shows the consumer prices rose in line with investor expectations. The index was up three-tenths of a percent in December, its third consecutive gain at this level. On an annualized basis, the inflation rate was reported at 3.3 percent for year, the highest rate of increase since 1990. Since then, inflation has eased every year except for 1994 when it was unchanged. Excluding food and energy, the 77 percent of the index known as the core index, the underlying inflation rate was 2.6 for the previous twelve months, the lowest core rate since 1965, with the exception of an increase of the same size in 1994.

      Data for May 1997 shows that the CPI rose only one-tenth of a percent, while the core rate increased by two-tenths of a percent. The overall index has risen by only one-tenth of a percentage point in four of the five months this year, indicative of an annual rate of only 1.4 percent.

      Recently, a special advisory panel of prominent economists have contended that the current method of calculating the Consumer Price Index overstates inflation by 1.1 percentage points annually. The government is currently reviewing the far ranging implications a change in procedure may have.

Other Indicators

      The government's main economic forecasting gauge, the Index of Leading Economic Indicators is intended to project economic growth over the next six to nine months. The Conference Board, an independent business group, reported that the index held steady in June after rising three-tenths of a percent in May.

================================================================================

                                                 National Retail Market Overview
================================================================================

      The Conference Board also reported that Consumer Confidence rose in May 1997 to 127.1 from 118.5 in April, its highest level in twenty-eight years. This was above the consensus opinion. Accordingly, consumers attitudes about the economy remain upbeat. Measures of consumer confidence are watched closely for indications of future consumer spending.

      The Employment Cost index is a measure of overall compensation including wages, salaries and benefits. Despite a tight labor market, American workers have not won pay and benefit increases large enough to push inflation higher, at least for the near term. The Labor Department reported that the index rose by
2.9 percent in 1996, the same as in 1995. For the Second Quarter 1997, the index rose eight-tenths of a percent. For the 12 months through June 1997 it was tracking at 2.8 percent.

      Productivity is a key element in measuring the standard of living since increased efficiency allows businesses to increase workers compensation without having to raise prices. Through the first 70 years of this century, non-farm productivity rose at an annual rate of 2.2 percent. Between 1973 and 1995, a marked slowdown has been in evidence with only a 1 percent annual rate. The Labor Department reports that the productivity of American workers grew by seven-tenths of a percent in 1996, the largest gain since a 3.2 percent advance in 1992. Productivity increased by three-tenths of a percent in 1995. Data through the second quarter of 1997 shows that productivity rose six-tenths of a percent on an annual basis. For the 12 months through the second quarter, productivity rose at an annual rate of seven-tenths of a percent. Most economists and analysts greeted the latest report with criticism that insists the official data greatly understates a flourishing economy seen in today's workplace.

      Consumer Credit The Federal Reserve said consumer credit stalled in June after rising at a revised rate of $2.5 billion in May 1997 or at a 2.9 percent annual rate. This was well below most analysts' expectations and is likely a result of tougher lending standards being imposed by banks and consumers cutting back on spending. Nonetheless, credit card delinquencies and personal bankruptcies remain near record levels indicating that consumers may be reaching a point of saturation with respect to new debt. However, a drop in write-offs was in evidence from the record levels in 1996 which came about following aggressive marketing campaigns by card issuers.

      New Construction activity dropped 1.1 percent in June to an annual rate of $591.5 billion. The report showed that spending on residential construction, which makes up nearly half the total, fell 1.2 percent. Commercial spending also fell 2.8 percent, while public spending rose seven tenths of a percent.

Economic Outlook

      The WEFA Group, an economic consulting company, opines that the current state of the economy is a "central bankers" dream, with growth headed toward the Fed's 2.5 percent target, accompanied by stable if not falling inflation. They project that inflation will track at about 2.5 percent through 1998. Over the longer term, inflation is expected to average 2.7 percent. This will have a direct influence on consumption (consumer expenditures).

      Potential GDP provides an indication of the expansion of output, real incomes, real expenditures; and the general standard of living of the population. WEFA estimates that real

================================================================================

                                                 National Retail Market Overview
================================================================================

U.S. GDP will grow at an average annual rate of 2.3 percent over the next decade, and slow to about 2.1 percent by 2019.

      Consumption expenditures are primarily predicated on the growth of real permanent income, demographic influences, and changes in relative prices over the long term. Changes in these key variables explain much of the consumer spending patterns of the 1970s and mid-1980s, a period during which baby boomers were reaching the asset acquisition stages of their lives; purchasing automobiles and other consumer and household durables. Increases in real disposable income supported this spending spurt with an average annual increase of 2.9 percent per year over the past twenty years. Real consumption expenditures increased at an average annual rate of 3.1 percent during the 1970s and by an average of 4.0 percent from 1983 to 1988. WEFA projects that consumption expenditure growth will slow as a result of slower population growth and aging. It is also projected that the share of personal consumption expenditures relative to GDP will decline over the next decade. Consumer spending as a share of GDP peaked in 1993 at 68.0 percent after averaging about
63.0 percent over much of the post-war period. WEFA estimates that real consumption expenditure growth will average 2.2 percent per year through 2005 and slows to 2.1 percent thereafter.

Retail Sales

      During the period 1980 through 1996, total retail sales in the United States increased at a compound annual rate of 6.1 percent. Data for the period 1990 through 1996 shows that sales growth has slowed to an annual average of 5.0 percent. This information is summarized on the following chart.

            ===============================================
                         Total U.S. Retail Sales (1)
            ===============================================
                                   Amount            Annual
            Year                 (Billions)          Change
            -----------------------------------------------
            1980                  $ 957,400            N/A
            -----------------------------------------------
            1985                 $1,375,027            N/A
            -----------------------------------------------
            1990                 $1,844,611            N/A
            -----------------------------------------------
            1991                 $1,855,937           .61%
            -----------------------------------------------
            1992                 $1,951,589           5.2%
            -----------------------------------------------
            1993                 $2,074,499           6.3%
            -----------------------------------------------
            1994                 $2,236,966           7.8%
            -----------------------------------------------
            1995                 $2,340,817           4.6%
            -----------------------------------------------
            1996 (2)             $2,465,835           5.3%
            -----------------------------------------------
            Compound Annual Growth Rate
                    1980-1996                        +6.1%
            -----------------------------------------------
            CAGR: 1990-1996                          +5.0%
            ===============================================
            (1)   1985-1995 data reflects recent revisions
                  by the U.S. Department of Commerce:
                  Combined Annual and Revised Monthly
                  Retail Trade.
            (2)   Preliminary advance estimates.
            ===============================================
            Source: Monthly Retail Trade Reports Business
                    Division, Current Business Report,
                    Bureau of the Census, U.S. Department
                    of Commerce.
            ===============================================

================================================================================

                                                 National Retail Market Overview
================================================================================

      The Census Bureau of the Department of Commerce reports that advance estimates for U.S. retail sales for 1996 were $2.465 trillion, an increase of $125.0 billion, or 5.3 percent from 1995. For the month of December 1996, sales were up six-tenths of a percent.

      Census Bureau data for June 1997 shows that sales were up five-tenths of a percent from May, led by a surprising pick up in new car sales (up 1.1 percent).

      Provided on the chart below is a summary of overall and same store sales growth for selected national merchants for the most recent period.

================================================================================
                   Same Store Sales for the Month of July 1997
================================================================================
                                % Change From Previous Year
      Name of Retailer           Overall     Same Store Basis
--------------------------------------------------------------------------------
          Wal-Mart                   +11.3%            + 6.0%
--------------------------------------------------------------------------------
            Kmart                    + 5.9%            + 9.2%
--------------------------------------------------------------------------------
  Sears, Roebuck & Company           + 5.9%            + 2.4%
--------------------------------------------------------------------------------
         J.C. Penney                 + 3.0%            + 2.0%
--------------------------------------------------------------------------------
  Dayton Hudson Corporation          + 9.9%            + 5.6%
--------------------------------------------------------------------------------
    May Department Stores            +10.6%            + 5.7%
--------------------------------------------------------------------------------
 Federated Department Stores         + 9.3%            + 8.6%
--------------------------------------------------------------------------------
      The Limited Inc.                +9.0%            + 1.0%
--------------------------------------------------------------------------------
          Gap Inc.                   +24.0%            + 6.0%
--------------------------------------------------------------------------------
         Ann Taylor                  - 7.9%            - 5.8%
--------------------------------------------------------------------------------
         Woolworths                  - 7.0%            - 9.2%
================================================================================
          Source: New York Times/Wall Street Journal
================================================================================

      Data for July 1997 shows that sales rebounded strongly, particularly for apparel retailers. There were some exceptions however, such as Ann Taylor. Nonetheless American retailers enjoyed one of the strongest months in two years. The Goldman Sachs index rose 5.7 percent, compared to last year's
      1.7 percent increase. Discounters such as Wal-Mart (+6.0%) and Kmart (+9.2%) as well as traditional department stores such as Federated (+8.6%) and May Department Stores (+5.6%) did well. Luxury retailers such as Neiman Marcus (+7.5%) also did well.

      The outlook for retail sales growth is one of cautious optimism. It appears as if the low price department stores and off price apparel segment is poised to continue to do well, as they tend to be representative of those industry segments which have gone through mergers and are benefiting from fewer competitors. Some analysts point to the fact that consumer confidence has resulted in increases in personal debt which may be troublesome in the long run. Consumer loans by banks continue to rise. But data gathered by the Federal Reserve on monthly payments suggest that debt payments are not taking as big a bite out of income as in the late 1980s, largely because of the record refinancings at lower interest rates in recent years and the efforts by many Americans to repay debts.

GAFO and Shopping Center Inclined Sales

      In a true understanding of shopping center dynamics, it is important to focus on both GAFO sales or the broader category of Shopping Center Inclined Sales. GAFO goods

================================================================================

                                                 National Retail Market Overview
================================================================================

comprise the overwhelming bulk of goods and products carried in shopping centers and department stores and consist of the following categories:

     o    General merchandise stores including department and other stores;

     o    Apparel and accessory stores;

     o    Furniture and home furnishing stores; and

     o    Other miscellaneous shoppers goods stores.

      Shopping Center Inclined Sales are somewhat broader and include such classifications as home improvement and grocery stores. The store types that comprise shopping centers comprised approximately 53 percent of total retail sales in 1995. The balance were generated by auto dealers, gas stations, food service facilities and other miscellaneous establishments.

      Total retail sales grew by 4.6 percent in the United States in 1995 to $2.341 trillion, an increase of $104 billion over 1994. This followed an increase of 7.8 percent or $162 billion over 1993. Automobile dealers captured $34+/- billion of total retail sales growth last year, while Shopping Center Inclined Sales accounted for nearly 50.0 percent of the increase ($50 billion). GAFO sales increased by $32.5 billion. This group was led by department stores which posted a $14.4 billion increase in sales. The following chart summarizes the performance for this most recent comparison period.

================================================================================
                        Retail Sales by Major Store Type
                                1994-1995 ($Mil.)
================================================================================
                                                          Percent of   1994-1995
                Store Type          1994         1995      Income(1)   % Change
================================================================================
GAFO:
General Merchandise              $  282,541   $  296,904                  5.1%
Apparel & Accessories               109,603      109,962                   .3%
Furniture & Furnishings             119,626      129,923                  8.6%
Other GAFO                           80,533       88,029                  9.3%
--------------------------------------------------------------------------------
GAFO Subtotal                    $  592,303   $  624,818    14.4%         5.5%
--------------------------------------------------------------------------------
Convenience Stores:
Grocery                          $  376,330   $  389,134                  3.4%
Other Food                           21,470       21,378                 (.4)%
--------------------------------------------------------------------------------
Subtotal                         $  397,800   $  410,512     9.5%         3.2%
Drug                                 81,538       84,240     2.0%         3.3%
--------------------------------------------------------------------------------
Convenience Subtotal             $  479,338   $  494,752                  3.2%
--------------------------------------------------------------------------------
Other:
Home Improvement &
 Building Supplies Stores        $  122,533   $  124,626     2.9%         1.7%
Shopping Center-Inclined
Subtotal                         $1,194,174   $1,244,196    28.8%         4.2%
Automobile Dealers                  526,319      560,624                  6.5%
Gas Stations                        142,193      148,192                  4.2%
Eating and Drinking Places          228,351      233,606                  2.3%
All Other                           145,929*     154,199*                 5.7%
--------------------------------------------------------------------------------
Total Retail Sales               $2,236,966   $2,340,817                  4.6%
================================================================================
*   Estimated Sales
--------------------------------------------------------------------------------
(1) Current Population Report, Page 60. Estimated at 96.8 million households @ $44,100 = 4.3 trillion.

================================================================================

                                                 National Retail Market Overview
================================================================================

================================================================================
Source:  U.S. Department of Commerce, Bureau of the Census and Dougal M. Casey:
         Various ICSC White Papers.
================================================================================

      GAFO sales grew by 5.5 percent in 1995 to $624.8 billion. From the above it can be calculated that GAFO sales accounted for 26.7 percent of total retail sales and nearly 50.0 percent of all shopping center-inclined sales. GAFO sales have also risen relative to household income. In 1990 these sales represented
13.9 percent of average household income. By 1994/1995 they rose to 14.4 percent. Projections through 2000 show a continuation of this trend to 14.7 percent. On average, total sales were equal to nearly 55.0 percent of household income in 1994.

================================================================================
   Determinants of Retail Sales Growth and U.S. Retail Sales by Key Store Type
================================================================================
                                             1990         1994           2000(P)
================================================================================
Determinants
Population                               248,700,000   260,000,000   276,200,000
Households                                91,900,000    95,700,000   103,700,000
Average Household Income                     $37,400       $42,600       $51,600
Total Census Money Income                 $3.4 Tril.    $4.1 Tril.    $5.4 Tril.
--------------------------------------------------------------------------------
% Allocations of Income to Sales
GAFO Stores                                    13.9%         14.4%         14.7%
Convenience Stores                             12.9%         11.7%         10.7%
Home Improvement Stores                         2.8%          3.0%          3.3%
Total Shopping Center-Inclined Stores          29.6%         29.1%         28.8%
Total Retail Stores                            54.3%         54.6%         52.8%
--------------------------------------------------------------------------------
Sales ($Billion)
GAFO Stores                                     $472          $592          $795
Convenience Stores                               439           479           580
Home Improvement Stores                           95           123           180
Total Shopping Center-Inclined Stores         $1,005        $1,194        $1,555
TOTAL RETAIL SALES                            $1,845        $2,237        $2,850
================================================================================
Note: Sales and income figures are for the full year; population and household figures are as of April 1 in each respective year. P = Projected.
================================================================================
Source: U.S. Census of Population, 1990; U.S. Bureau of the Census Current
        Population Reports: Consumer Income P6-168, 174, 180, 184 and 188; Berna Miller with Linda Jacobsen, "Household Futures", American Demographics, March 1995; Retail Trade sources already cited; and Dougal M. Casey:
        ICSC White Paper
================================================================================

      GAFO sales have risen at a compound annual rate of approximately 6.8 percent since 1991 based on the following annual change in sales.

                      =====================================
                           1990/91              2.9%
                      -------------------------------------
                           1991/92              7.0%
                      -------------------------------------
                           1992/93              6.6%
                      -------------------------------------
                           1993/94              7.0%
                      -------------------------------------
                           1994/95              5.5%
                      =====================================

================================================================================

                                                 National Retail Market Overview
================================================================================

      According to a recent study by the ICSC, GAFO sales are expected to grow by 5.0 percent per annum through the year 2000, which is well above the 4.1 percent growth for all retail sales. This information is presented in the following chart.

================================================================================
        Retail Sales Forecasts in the United States, by Major Store Type
================================================================================
                                    1994           2000(P)     Percent Change
--------------------------------------------------------------------------------
                                                                        Compound
        Store Type              ($ Billions)   ($ Billions)  Total       Annual
================================================================================
GAFO:
General Merchandise                   $  283      $  370     30.7%        4.6%
Apparel & Accessories                    110         135     22.7%        3.5%
Furniture/Home Furnishings               120         180     50.0%        7.0%
Other Shoppers Goods                      81         110     35.8%        5.2%
--------------------------------------------------------------------------------
GAFO Subtotal                         $  592      $  795     34.3%        5.0%
--------------------------------------------------------------------------------
CONVENIENCE GOODS:
Food Stores                           $  398      $  480     20.6%        3.2%
Drugstores                                82         100     22.0%        3.4%
--------------------------------------------------------------------------------
Convenience Subtotal                  $  479      $  580     21.1%        3.2%
--------------------------------------------------------------------------------
Home Improvement                         123         180     46.3%        6.6%
--------------------------------------------------------------------------------
Shopping Center-Inclined              $1,194      $1,555     30.2%        4.5%
Subtotal
--------------------------------------------------------------------------------
All Other                              1,043       1,295     24.2%        3.7%
--------------------------------------------------------------------------------
Total                                 $2,237      $2,850     27.4%        4.1%
================================================================================
Note:  P = Projected. Some figures rounded.
================================================================================
Source: U.S. Department of Commerce, Bureau of the Census and Dougal M. Casey.
================================================================================

      According to the ICSC White Paper: Overstoring - A Look at Retail Space and Sales Performance; Shopping Center Inclined Sales have grown from $257 billion in 1972 to $1.244 trillion in 1995, a 7.1 percent annual growth rate. Historical data is shown below.

     ======================================================================
                 Shopping Center Inclined Store Sales
                         1972-1995 (Billions)
     ======================================================================
                                     1972      1980      1990       1995
     ======================================================================
     Sales                           $257      $532     $1,000     $1,244
     ----------------------------------------------------------------------
     Compound Annual Growth
     ----------------------------------------------------------------------
                     1972-1995       7.1%
     ----------------------------------------------------------------------
                     1972-1980       9.5%
     ----------------------------------------------------------------------
                     1980-1990       6.6%
     ----------------------------------------------------------------------
                     1990-1995       4.3%
     ======================================================================
     Source: U.S. Bureau of The Census and ICSC White Paper: Overstoring -
             A Look at Retail Space and Sales Performance.
     ======================================================================

      From the above, we see that the most recent annual rate of growth (1990-1995) in Shopping Center Inclined Sales of 4.3 percent has decreased to less than half of what it was

================================================================================

                                                 National Retail Market Overview
================================================================================

during the 1970s (9.5 percent). Projections through December 2000 are for a compound growth rate of 4.5 percent.

      Shopping centers have stabilized their share of shopping center inclined sales. In 1972 this share was estimated at 48 percent. Since the early 1980s, this share has stabilized in the 72 to 73 percent range. For example, the estimated sales total of $894 billion of shopping center sales in 1995 was equal to 72 percent of total inclined sales.

      The International Council of Shopping Centers (ICSC) publishes a Monthly Mall Merchandise Index which tracks sales by store type for more than 400 regional shopping centers. The index shows that total sales per square foot rose by 2.9 percent to $278 per square foot in 1996. This compares to a .5 percent increase for the period 1994-1995. The following chart identifies the most recent year-end results. The winners were shown to be Apparel and Accessories (+4.8%) led by Men's Apparel and Shoes, while Furniture and Furnishings suffered (-2.8%). The Home Improvement category rose an outstanding 100.0 percent to $302 per square foot.

================================================================================

                                                 National Retail Market Overview
================================================================================

    ========================================================================
                            1996 Year End Performance
                      Non-Anchor Tenant Sales in U.S. Malls
    ========================================================================
                                                                 ICSC Index
                                                                  % Change
                Store Type                          1996 (SF*)  From YE 1995
    ------------------------------------------------------------------------
    GAFO Categories:
    Apparel and Accessories
    Women's Accessories and Specialties               $301           3.2%
    Women's Ready-To-Wear                              195           3.3%
    Men's Apparel                                      270           7.0%
    Children's Apparel                                 350            .5%
    Family Apparel                                     314           4.2%
    Women's Shoes                                      325           5.1%
    Men's Shoes                                        383           5.6%
    Family Shoes                                       279           5.3%
    Shoes Miscellaneous                                343           3.8%
    Apparel and Accessories - Misc.                   $279           2.9%
    ------------------------------------------------------------------------
    SUBTOTAL                                          $257           4.8%
    ------------------------------------------------------------------------
    Furniture and Furnishings:
    Home Furniture & Furnishings                      $273           1.4%
    Home Entertainment & Electronics                   303          -4.3%
    Home Furnishings - Misc                            300          -3.4%
    ------------------------------------------------------------------------
    SUBTOTAL                                          $293          -2.8%
    ------------------------------------------------------------------------
    Other GAFO:
    Jewelery                                          $652           4.9%
    Stationery/Cards/Gifts/Novelty                     275           1.7%
    Books                                              249          -2.1%
    Sporting Goods/Bicycles                            246          -1.1%
    Other GAFO - Misc.                                 311           4.4%
    ------------------------------------------------------------------------
    SUBTOTAL                                          $343           2.2%
    ------------------------------------------------------------------------
    TOTAL GAFO                                        $284           3.2%
    ------------------------------------------------------------------------
    NON GAFO Categories:
    Food Services
    Fast Food                                         $414           2.3%
    Restaurants                                        280           1.0%
    Food Services - Misc.                              352           -.8%
    ------------------------------------------------------------------------
    SUBTOTAL                                          $340           1.6%
    ------------------------------------------------------------------------
    OTHER NON-GAFO Categories:
    Specialty Food Stores                             $355            .9%
    Supermarkets                                       433            .8%
    Drug/HBA                                           291           4.7%
    Personal Services                                  283            .7%
    Automotive                                         140           1.2%
    Home Improvement                                   302         100.1%
    Mall Entertainment                                  76          -3.6%
    Other Non-GAFO - Misc.                             353           4.9%
    ------------------------------------------------------------------------
    SUBTOTAL                                          $223           1.5%
    ------------------------------------------------------------------------
    TOTAL NON-GAFO                                    $266           1.4%
    ------------------------------------------------------------------------
    OTHER CATEGORIES-MISCELLANEOUS                    $151           4.4%
    ------------------------------------------------------------------------
    Memo: GAFO & Food Service Total                   $290           3.1%
    ------------------------------------------------------------------------
    GRAND TOTAL                                       $278           2.9%
    ========================================================================
    * Sales per square foot derived as total non-anchor mall sales divided by total occupied square footage.
    ========================================================================
    Source:  ICSC - Research Quarterly
    ========================================================================

================================================================================

                                                 National Retail Market Overview
================================================================================

Non-Store Retailing

      In 1995, non-store retailing accounted for $69.7 billion, or 3.92 percent of total non-automotive retail sales. Of this total, $49.7 billion was attributed to mail/telephone order catalog retailers. The balance is comprised of coin-operated vending machines, house-to-house canvassing, party plan (i.e. tupperware parties) telemarketing and other non-store venues such as home shopping networks and electronic commerce.

================================================================================
                        Non-Store and Total Retail Sales
================================================================================
    Year    Total Mail Order    Non-Store    Total Non-Auto Sales    % of Total
================================================================================
    1985      $15,848 mil.     $28,275 mil.       $1,071,828           2.64%
--------------------------------------------------------------------------------
    1990      $26,577 mil.     $45,632 mil.       $1,457,006           3.13%
--------------------------------------------------------------------------------
    1995      $49,710 mil.     $69,667 mil.       $1,778,915           3.92%
================================================================================
Source:     Department of Commerce
================================================================================

      Mail order sales, currently at only 2.8 percent of total retail sales, continue to grow. Estimates currently place on-line sales at $518.0 million or 1 percent of the mail order tally. Estimates place total on-line sales as high as $6.6 billion by the year 2000. Since 1990, mail order sales have grown at an annual rate of 9.9 percent which is double the average growth of non-automotive retail sales and 1.7 times the average growth of GAFO store sales. One measure of this growing trend is the November/December ratio of mail order to GAF store sales. In 1990, the ratio was 5.4 percent. By 1992 it had grown to 6.9 percent and by 1995 it was 7.6 percent.

Industry Trends

      According to the National Research Bureau, there were a total of 42,130 shopping centers in the United States at the end of 1996. During this year, 895 new centers opened, a 3.2 percent increase over the 867 that opened in 1995. This followed an 18.0 percent increase in 1995. The greatest growth came in the small center category (less than 100,000 square feet) where 496 centers were constructed. In terms of GLA added, new construction in 1996 was up 2.7 percent resulting in an addition of 106.2 million square feet of GLA from approximately
4.97 billion to 5.1 billion square feet. In other important trends, the development of regional and super-regional malls hit a five year high in 1996 with the opening of eight centers, twice as many as in 1995. This boosted the nation's total of regionals to 301 and super-regionals to 380. The small center category (less than 100,000 square feet) was the only one to experience a decrease in new centers built with 496 centers versus 551 in 1995. The following chart highlights trends over the period 1987 through 1995.


================================================================================

                                                 National Retail Market Overview
================================================================================

=======================================================================================================
                           Census Data: 10-Year Trends
=======================================================================================================

                                      Total       Average    Average    % Change             % Increase
           No. of       Total         Sales       GLA per   Sales per   in Sales      New     In Total
  Year     Centers       GLA        (Billions)     Center     Sq. Ft   per Sq. Ft.  Centers    Centers
=======================================================================================================
  1987     30,641   3,722,957,095  $602,294,426   121,502    $161.78      2.41%       2,145     7.53%
-------------------------------------------------------------------------------------------------------
  1988     32,563   3,947,025,194  $641,096,793   121,212    $162.43      0.40%       1,922     6.27%
-------------------------------------------------------------------------------------------------------
  1989     34,683   4,213,931,734  $682,752,628   121,498    $162.02     -0.25%       2,120     6.51%
-------------------------------------------------------------------------------------------------------
  1990     36,515   4,390,371,537  $706,380,618   120,235    $160.89     -0.70%       1,832     5.28%
-------------------------------------------------------------------------------------------------------
  1991     37,975   4,563,791,215  $716,913,157   120,179    $157.09     -2.37%       1,460     4.00%
-------------------------------------------------------------------------------------------------------
  1992     38,966   4,678,527,428  $768,220,248   120,067    $164.20      4.53%         991     2.61%
-------------------------------------------------------------------------------------------------------
  1993     39,633   4,770,760,559  $806,645,004   120,373    $169.08      2.97%         667     1.71%
-------------------------------------------------------------------------------------------------------
  1994     40,368   4,860,920,056  $851,282,088   120,415    $175.13      3.58%         735     1.85%
-------------------------------------------------------------------------------------------------------
  1995     41,235   4,967,160,331  $893,814,776   120,460    $179.94      2.75%         867     2.15%
-------------------------------------------------------------------------------------------------------
  1996     42,130   5,100,605,534  $933,918,275   121,068    $183.10      1.75%         895     2.17%
-------------------------------------------------------------------------------------------------------
Compound
 Annual
 Growth    +3.60%          +3.56%        +4.99%       N/A     +1.39%        N/A        N/A        N/A
=======================================================================================================
Source:   National Research Bureau Shopping Center Database and Statistical Model
=======================================================================================================

      From the chart we see that both total GLA and total number of centers have increased at a compound annual rate of approximately 3.6 percent since 1987. New construction was up 2.7 percent in 1996, a slight increase over 1995 but still well below the peak year 1987 when new construction increased by 7.5 percent. California was by far the most active state with 176 new centers opening, followed by New Jersey (59), North Carolina (48) and Texas (47).

      Among the 42,130 centers in 1996, the following breakdown by size can be shown.

        ==================================================================
                U.S. Shopping Center Inventory, YE December 1996
        ==================================================================
                               Number of Centers      Square Feet(Millions)
                              -------------------     --------------------
         Size Range (SF)      Amount      Percent      Amount      Percent
        ==================================================================
        Under    100,000      26,497        62.9%      1,293.3       25.4%
        ------------------------------------------------------------------
        100,001- 200,000      10,186        24.2%      1,399.2       27.4%
        ------------------------------------------------------------------
        200,001- 400,000       3,477         8.3%        925.5       18.1%
        ------------------------------------------------------------------
        400,001- 800,000       1,276         3.0%        711.2       13.9%
        ------------------------------------------------------------------
        800,001-1,000,000        309          .7%        278.4        5.5%
        ------------------------------------------------------------------
        Over  1,000,000          385          .9%        492.9        9.7%
        ------------------------------------------------------------------
             Total            42,130       100.0%      5,100.6      100.0%
        ==================================================================
        Source: National Research Bureau (some numbers slightly rounded).
        ==================================================================

      Empirical data shows that the average GLA per capita is increasing. In 1996, the average for the nation was 19.23. This was up 19.4 percent from 16.1 in 1988 and more recently, 18.7 square feet per capita in 1995. Among states, Florida regained its lead and now has the highest GLA per capita with 28.05 square feet. South Dakota has the lowest at 9.07 square feet. Per capita GLA for regional malls (defined as all centers in excess of 400,000 square feet) has also been rising from 5.0 in 1988 to 5.6 in 1996. This information is presented on the following chart.

================================================================================

                                                 National Retail Market Overview
================================================================================

                ==================================================
                                 GLA per Capita
                ==================================================
                Year           All Centers        Regional Malls
                ==================================================
                1988                    16.1                   5.0
                --------------------------------------------------
                1989                    17.0                   5.2
                --------------------------------------------------
                1990                    17.7                   5.3
                --------------------------------------------------
                1991                    18.1                   5.3
                --------------------------------------------------
                1992                    18.3                   5.5
                --------------------------------------------------
                1993                    18.5                   5.5
                --------------------------------------------------
                1994                    18.7                   5.4
                --------------------------------------------------
                1995                    18.9                   5.5
                --------------------------------------------------
                1996                    19.2                   5.6
                ==================================================
                Source: International Council of Shopping Center:
                        The Scope of The Shopping Center Industry
                        and National Research Bureau
                ==================================================

      While per capita GLA has continued to increase, a key issue is that the rate of increase has slowed. Per capita space has increased by only one and a half square feet during the period 1990 through 1996. This trend is manifested in the pace of inventory increases from 165 million square feet per year between 1972 and 1980, to 143 million square feet per year (1980-1990), and 118 million square feet per year (1990-1996).

      Construction data also indicates that while the overall pace of shopping center openings has eased, the pace of large store (50,000 to 200,000 square feet) construction has more than doubled. During the more recent five year period, big boxes have accounted for 41 percent of inventory additions.

    =========================================================================
                          Trends in Inventory Growth *
                                    1972-1995
    =========================================================================
                                            1972-1980  1980-1990   1990-1995
    =========================================================================
    Shopping Center Space Added                    164        143         115
    -------------------------------------------------------------------------
    Free-Standing Stores                            36         34          79
    (50,000 - 200,000 SF)
    -------------------------------------------------------------------------
    Total                                          200        177         194
    -------------------------------------------------------------------------
    Big Box Allocation of Inventory Growth         18%        19%         41%
    -------------------------------------------------------------------------
    *  Average Annual Increase (Million Square Feet)
    =========================================================================
    Source:  NRB and F.W. Dodge
    =========================================================================

      In their publication, NRB/Shopping Centers Today 1996 Shopping Center Census, the National Research Bureau reports that overall retail conditions were good in 1996. Total shopping center sales increased 4.5 percent to $933.92 billion in 1996, up from $893.81 billion in 1995.

================================================================================

                                                 National Retail Market Overview
================================================================================

==========================================================================================================
                                    Selected Shopping Center Statistics
                                               1990-1996
==========================================================================================================
                                                                                                  Compound
                                                                                                   Annual
                                      1990     1991     1992     1993     1994     1995    1996    Growth
==========================================================================================================
Retail Sales in Shopping Centers*   $706.40  $716.90  $768.20  $806.60  $851.30  $893.81  $933.92   4.8%
----------------------------------------------------------------------------------------------------------
Total Leasable Area**                  4.39     4.56     4.68     4.77     4.86     4.97     5.10   2.5%
----------------------------------------------------------------------------------------------------------
Unit Rate                           $160.89  $157.09  $164.20   169.08  $175.13  $179.94  $183.10   2.2%
==========================================================================================================
*    Billions of Dollars

**   Billions of Square Feet
==========================================================================================================
Source:           National Research Bureau.
==========================================================================================================

      According to the National Research Bureau, total sales in shopping centers have grown at a compound rate of 5.0 percent since 1987. As described, aggregate sales were up 4.5 percent nationwide from $893.8 billion (1995) to $933.9 billion (1996). In 1996, average sales were $183.10 per square foot, up nearly
2.7 percent over 1995 and 2.2 percent (compound growth) over the past several years. The biggest gain came in the super-regional category (more than 1.0 million square feet) where sales were up 4.10 percent to $207.44 per square foot. Nonetheless, with compound sales growth lagging the growth in GLA, there is an indication of overbuilding by this broad measure.

      The following chart tracks the change in average sales per square foot by size category between 1993 and 1995.

================================================================================
                          Sales Trends by Size Category
                                    1993-1996
================================================================================
                                    Average Sales Per Square Foot       % Change
                            ====================================================
        Category             1993         1994       1995       1996    1993-96*
================================================================================
Less than    100,000 SF     $193.10     $199.70     $204.94    $209.74    +2.8%
--------------------------------------------------------------------------------
100,001 to   200,000 SF     $156.18     $161.52     $166.00    $169.56    +2.8%
--------------------------------------------------------------------------------
200,001 to   400,000 SF     $147.57     $151.27     $153.96    $154.07    +1.4%
--------------------------------------------------------------------------------
400,001 to   800,000 SF     $157.04     $163.43     $168.21    $170.14    +2.7%
--------------------------------------------------------------------------------
800,001 to 1,000,000 SF     $194.06     $203.20     $210.40    $213.93    +3.3%
--------------------------------------------------------------------------------
More than  1,000,000 SF     $183.90     $193.13     $201.05    $207.44    +4.1%
--------------------------------------------------------------------------------
      Total                 $169.08     $175.13     $179.94    $183.10    +2.7%
================================================================================
* Compound Annual Change
================================================================================
Source:    National Research Bureau
================================================================================

      Consumers demand for value and selection have led to an unprecedented growth of the category killer, superstore and warehouse club concepts. In its annual industry report, Discount Store News has identified the nation's top 200 merchants. Overall, these merchants posted sales of $336.6 billion, up 7.5 percent over 1995. The chart below highlights the year-to-year performance along with 1997 projections.

================================================================================

                                                 National Retail Market Overview
================================================================================

===========================================================================================
                        Sales by Segment (in billions $)
===========================================================================================
                                     1995     1996    Market Share   % Change  1997 (Proj.)
===========================================================================================
Full-Line Discount Stores(1)        $150.9   $162.3        48%           7.6%     $178.5
-------------------------------------------------------------------------------------------
Specialty Discounters(2)              67.5     76.3        23%          13.1%       87.5
-------------------------------------------------------------------------------------------
Warehouse Clubs                       41.1     43.5        13%           5.8%       45.9
-------------------------------------------------------------------------------------------
Other Discount Mass Merchants(3)      30.8     31.8         9%           5.0%       33.4
-------------------------------------------------------------------------------------------
Off-Price Apparel Chains              15.8     16.9         5%           6.2%       17.9
-------------------------------------------------------------------------------------------
Jewelry/Hard Lines Retailers           6.9      5.9         2%         (15.0%)       5.1
-------------------------------------------------------------------------------------------
Total Market                        $313.0   $336.6       100%           7.5%     $368.5
===========================================================================================
(1)   Includes full-line discount department stores, supercenters, closeouters and single-price retailers

(2)   Includes home, automotive, crafts, toys, office supplies, book, computer superstores, baby superstores, pet supplies, consumer electronics and sporting goods specialty stores.

(3)   Includes Sears, Ward, QVC, HSN and variety stores.
===========================================================================================
Source:    DSN Research
===========================================================================================

      As can be seen, the largest segment is comprised of full line discount stores which was up 7.6 percent to $162.3 billion, or 48 percent of all sales. Excluding Wal-Mart, by far the industry leader, 75 retailers in the DSN top 200 posted double digit sales gains. The biggest winners were baby superstores (+47.2%), book superstores (+35.9%), and home furnishing superstores (33.1%). Among the supercenter categories, Wal-Mart Supercenter's $19.3 billion in sales, up 67.7 percent over 1995, accounted for more than half of the segment's $36.2 billion in sales.

      The Urban Land Institute, in the 1997 edition of Dollars and Cents of Shopping Centers, reports that vacancy rates range from a low of 2.0 percent in neighborhood centers to 14.0 percent for regional malls. Super-regional malls reported a vacancy rate of 7.0 percent and community centers were 4.0 percent based upon their latest survey.

      The retail industry's importance to the national economy can also be seen in the level of direct employment. According to F.W. Dodge, the construction information division of McGraw-Hill, new projects in 1994 generated $2.6 billion in construction contract awards and supported 41,600 jobs in construction trade and related industries. This is nearly half of the construction employment level of 95,360 for new shopping center development in 1990. It is estimated that
10.18 million people are now employed in shopping centers, equal to about one of every nine non-farm workers in the country.

Market Shifts - Contemporary Trends In the Retail Industry

      The mid 1990s have continued the trend of profound changes in the retail industry. Department stores have emerged from the troubles of late 1980s and early 1990s to be stronger than ever. Continued consolidations in this industry segment should continue. Specialty retailers continue to experience a shakeout of weaker, out of favor formats while discounters gain market share. Power centers, the growth vehicle of the last several years have reached a point of saturation that has undermined investor's interest in this product. Outlet Centers are still struggling, however, the super-regional mega-center appears poised to be the hot concept for the next few years.

================================================================================

                                                 National Retail Market Overview
================================================================================

      Some of the important developments in the industry over the past year can be summarized as follows:

      o The 1996 Christmas selling season ended on a down note with sales finishing below most analysts expectations. For most consumer electronics and computer retailers, the season was horrible with December sales down 4.8 percent on average. Best Buy, last year's rising star, was off 13.0 percent. Apparel sales rose 3.3 percent led in part by Ann Taylor up 8.8 percent following last year's 2.9 percent decline. According to the Department of Commerce, on an overall basis, department stores registered an average increase of
            4.6 percent while discounters had a 7.8 percent rise on average. Conventional department stores rose 1.9 percent. A summary of some year over year comparable store sales results is shown below.

            ==========================================================
                                            Comparable Store Sales
                                        (%) Change Over Last 12 Months
            ==========================================================
            Discounters
                  Wal-Mart                            4.5
                  Kmart                               2.3
                  Daylon Hudson                       2.4
            ----------------------------------------------------------
            Department Stores
                  Sears                               6.1
                  Federated                           2.8
                  JC Penney                           2.9
                  Dillards                            2.0
            ----------------------------------------------------------
            Apparel
                  Limited                             2.0
                  The Gap                             5.0
                  TJX                                 7.0
            ----------------------------------------------------------
            Miscellaneous
                  Best Buy                           -4.0
                  Tandy                                .4
                  Woolworth                          -2.0
                  Pier 1                             12.0
            ==========================================================
            Source:     Wall Street Journal
            ==========================================================

      o Consolidation in the department store industry segment continued, albeit at a slower pace than seen over the last few years.

            o Strawbridge & Clothier - 128 year old Philadelphia based institution sold 13 unit department store division to May Company. Its 27 unit discount Clover division went to Kimco which is putting Kohl's in several of the units, their initial foray into the East.

            o Profitts - Acquired 38 unit Parisian chain for $221 million. Company now controls 141 stores in 19 states. They have also announced an agreement to acquire G.R. Herberger's, a 40-unit department store chain based in St. Cloud, Minnesota for $153 million.

================================================================================

                                                 National Retail Market Overview
================================================================================

            o     Rich's - 26 unit New England based regional chain closes.

            o Federated - Continues its conversion of Broadway stores in California to Macy's and Bloomingdales.

            o Discounters are being attacked from two sides. Big Box category killers have rapidly expanded on one side. Alternatively, full service department stores have become more promotional, closing the price advantage gap discounters have traditionally enjoyed. For example, Bradlees and Caldor remain in bankruptcy and Ames continues to struggle looking for the right strategy to compete against Wal-Mart, Kmart, Target and now Kohl's.

      o Troubles continues for several specialty retailers as the protracted shake-out continued with several Chapter 11 filings, downsizings, and some cases, outright liquidations. Among the more notable:

            o McCrory Corp. - Seeking court approval to close 307 of its 461 remaining stores and liquidate. At one time it ran 820 stores in 1992 when it filed for protection.

            o     Limited - Will close 200 of its 4,500 units during 1997.

            o Handy Andy - Regional home improvement chain closed remaining 54 stores.

            o Herman's - Liquidated all of its sporting goods stores in the northeast.

            o     Today's Man - 35 unit apparel super store chain filed Chapter
                  11.

            o Barney's - High profile New York based upscale retailer filed Chapter 11.

            o Merry-Go-Round - Liquidated and closed its remaining 560 units including Chess King, Dejaiz and Cignal units.

            o Jamesway - Regional discount department store chain in the northeast liquidated.

            o Incredible Universe - After aggressive foray into this mega store format (185,000+- square feet), Tandy closes division down. Tandy will also close the remaining 53 units of its struggling McDuff Electronics chain and 19 of its 108 Computer City units.

            o Ernst Home Centers - Board approved liquidation of 53-unit chain.

            o Kids Mart - 144-unit childrens apparel chain rumored to be close to filing Chapter 11.

            o Sun Television and Appliance - Considering closing 9 of its 50 stores citing losses.

            o Best - Closes 81 of its 169 catalog showrooms and agrees to sell remaining units to Shottenstein Corp.

================================================================================

                                                 National Retail Market Overview
================================================================================

            o Rikel Home Centers - 86 unit home improvement chain filed Chapter 11.

            o House of Fabrics - Filed Chapter 11 and closes 86 of its 361 units.

            o Discovery Zone - Fast expanding childrens' entertainment and recreation oriented concept filed Chapter 11.

            o     Ben Franklin - Arts and crafts retailer filed Chapter 11 .

            o Kuppenheimer - Apparel retailer files Chapter 11 and plans to close half of its 87 units.

            o County Seat - 740-unit apparel retailer has filed Chapter 11 and will close 200 units. The Wet Seal has made a proposal to acquire 508 of the stores.

            o     All For A Dollar - 111 -unit close-out chain has filed Chapter
                  11.

      o Mergers and consolidations among specialty retailers, drug, supermarket and apparel categories continue.

            o Staples merging with Office Depot in a $3.4 billion deal making it by far the largest in the office superstore category.

            o     Toys R Us acquired Baby Superstore in $407 million deal.

            o Melville sold Kay Bee Toys to Consolidated Stores adding to its Toy Liquidators, Toys Unlimited and Amazing Toys close-out units for $315 million. Melville has officially changed its name to CVS Corp.

            o Safeway to acquire Von's in a $1.65 billion deal, creating an operation with 1,400 stores, 139,000 employees and $22.0 billion in revenues. They will still trail the industry leader, Kroger, in size.

            o JC Penney, parent of Thrift Drug, announced they will acquire Fay's Inc., operator of 272 units, making Thrift the nation's eight largest chain. Penney's acquisition of Eckerd Drug has been cleared by the FTC.

            o Sears & Roebuck acquired the 61 unit Orchard Supply Hardware chain for $415 million.

            o Waban, Inc. - to spin off BJ's Wholesale Club and change its name to its other wholesale club division, HomeBase.

            o Food Lion - announced its pending acquisition of Kash N Karry in a $341.0 million deal.

            o PetsMart - Announced plans to acquire Pet City Holdings, the largest pet superstore chain in the UK.

            o TJX Companies - announced intent to sell its Chadwick's of Boston catalog to Brylane LP.

            o     Revco - completed its tender offer for Big B drug store chain.

================================================================================

                                                 National Retail Market Overview
================================================================================

            o Quality Food Centers - Bellevue, WA based supermarket chain to acquire 56-unit Hughes Family Markets for $360 million.

      o REITs ended the year with generally good gains over the thrashing many of their stock prices took earlier in the year. Through October, the average mall REIT was up 23.4 percent, while shopping center REITs were up 16.2 percent. Outlet center REITs were the notable laggards with a .2 percent loss. The most significant deal in 1996 involved Simon Property Group's $1.5 billion acquisition of The DeBartolo Realty Corp. The combined company has a market capitalization of $7.5 billion and a portfolio of 111 regional malls, 66 strip centers, and several specialty centers.

      o Power center growth has arguably fueled the industry's expansion over the past few years. With investors having become more pessimistic due to overbuilding and cannibalization of sales, a new growth vehicle is emerging, the supercenter. This concept combines the elements of a neighborhood center, discounter, supermarket, and drug store into one unit of 150,000 to 200,000 square feet. At the end of 1995 there were 500+- supercenters. A recent ICSC Survey expects the market to reach buildout in 2003 with 1,800 stores. Leading chains include Wal-Mart, Kmart, Target and Meyer.

      o Despite trends towards consolidation and downsizing, retailers say they will continue aggressive expansions over the next four years. These results were tabulated from Shopping Center World's 16th Annual Retailer's Expansion Plans Survey. Retailers say they will open 28,000 stores between 1997 and the end of 2000. Among the 148 responding retailers, 83 percent planned their expansions in shopping centers led by regional malls.

              o    Regional Malls                    72%
              o    Power Centers                     50%
              o    Neighborhood Centers              46%
              o    Community Centers                 34%
              o    Outlet Centers                    20%
              o    Off-Price Centers                 17%
            37 percent cited the southeastern part of the country as the hottest growth area.

      o As of January 1, 1995 there were 311 outlet centers with 44.4 million square feet of space. Outlet GLA has grown at a compound annual rate of 18.1 percent since 1989. The five outlet center REITs operated 132 centers as of mid-year 1996. By the year 2000 they expect to operate nearly 175 units. Overall occupancy in 1995 (1996 not available at this writing) slipped to 93.3 percent from 95.5 percent in 1994. Concerns of over-building, tenant bankruptcies, and consolidations have now negatively impacted this industry as evidenced by the hit the outlet REIT stocks have taken. Outlet tenants have not been immune to the global troubles impacting retail sales as comparable store sales were down .2 percent to $212 per square foot for the four quarters ended September 30, 1996.

================================================================================

                                                 National Retail Market Overview
================================================================================

      o Category Killers and discount retailers have continued to drive the demand for additional space. In 1995, new contracts were awarded for the construction or renovation of 260 million square feet of stores and shopping centers, up from 173 million square feet in 1991 according to F.W. Dodge, matching the highest levels over the past two decades. It is estimated that between 1992 and 1994, approximately 55.0 percent of new retail square footage was built by big box retailers. In 1994, it is estimated that they accounted for
            80.0 percent of all new stores. Most experts agree that the country is over-stored. Ultimately, it will lead to higher vacancy rates and place severe pressure on aging, capital intensive centers. Many analysts predict that consolidation will occur soon in other superstores categories such as in the office products segment where Office Depot and Staples have announced a merger.

      o Entertainment is clearly the new operational requisite for property owners and developers who are incorporating some form of entertainment into their designs. With a myriad of concepts available, ranging from mini-amusement parks to multiplex theater and restaurant themes, to interactive high-tech applications, choosing the right formula is a difficult task. Many of the nation's largest media and entertainment companies are getting into the retail business in some fashion. AMC Entertainment has formed a separate subsidiary, Centertainment, Inc., to work with developers to create entertainment based retail projects.

      o Super-regional value-oriented mega malls such as The Mills concept are expected to be one area of growth over the next several years. This hybrid concept incorporates the diverse mix of super-regional malls with the value-oriented aspects of factory outlets, category killers, off-price merchants and retailer clearance outlets under one roof. In addition, they add an entertainment component that is designed to extend the stay of the patron from approximately one to one and one-half hours in a traditional mall format to three to five hours. These malls are at least 1.0 million square feet although the Mills design averages 1.5 million square feet. They can contain between 7 and 20 anchors and have trade areas stretching upwards to 100 miles.

Investment Criteria and Institutional Investment Performance

      Investment criteria for mall properties range widely. Many firms and organizations survey individuals active in this industry segment in order to gauge their current investment criteria. These criteria can be measured against traditional units of comparison such as price (or value) per square foot of GLA and overall capitalization rates.

      The price that an investor is willing to pay represents the current or present value of all the benefits of ownership. Of fundamental importance is their expectation of increases in cash flow and the appreciation of the investment. Investors have shown a shift in preference to initial return, placing probably less emphasis on the discounted cash flow analysis (DCF). A DCF is defined as a set of procedures in which the quantity, variability, timing, and duration of periodic income, as well as the quantity and timing of reversions, are specified and discounted to a

================================================================================

                                                 National Retail Market Overview
================================================================================

Present value at a specified yield rate. Understandably, market thinking has evolved after a few hard years of reality where optimistic cash flow projections did not materialize. The DCF is still, in our opinion, a valid valuation technique that when properly supported, can present a realistic forecast of a property's performance and its current value in the marketplace.

      Equitable Real Estate Investment Management, Inc. reports in their Emerging Trends in Real Estate - 1997 that their respondents give retail investments generally poor performance forecasts in their latest survey due to the protracted merchant shakeout which will continue into 1997 and the general overbuilding which has had a fundamental change on the industry. While dominant, Class A malls are still considered to be one of the best real estate investments anywhere, only 20 percent of the respondents recommended buying malls.

      Among the nine real estate categories tracked by Emerging Trends, each had estimated 1996 and forecasted 1997 value gains except for regional malls and power centers. Community centers showed a very modest (less than 1 percent) increase. One of the most daunting tasks facing owners is the competition for good tenants and the huge capital outlays needed to keep the properties functional and up-to-date. Emerging Trends views REITs as being buyers but the capital needs of many of these centers will likely hit FF0 hard over the next twelve to eighteen months. New REIT IPOs will be limited but consolidations and follow-up offerings will increase as REIT companies seek to grow capitalizations for greater operating efficiencies.

      Power centers were hit particularly hard in the latest survey. By some estimates this industry niche now accounts for 25 percent of all retail sales and not only have they hurt regional malls but their overbuilding has cannibalized each other. Power centers are now shown to be one of the riskiest investment classes with only 4 percent of the respondents saying its a good time to buy. For 1997, the interviewees see community and strip centers as offering the best investment opportunity in the retail sector.

      The following chart summarizes the results of their current survey.

================================================================================
                     Retail Property Rankings and Forecasts
================================================================================
                       Investment Potential                Predicted Value Gains
    Property Type      --------------------     1996       ---------------------
                       Rating(1) Ranking(2)  Rent Change   1 Yr.  5 Yrs. 10 Yrs.
================================================================================
 Regional Malls          4.9       8th          -0.1%     -1.7%   12.7%   26.6%
--------------------------------------------------------------------------------
 Power Centers           4.1       9th           0.1%     -2.3%    9.1%   19.7%
--------------------------------------------------------------------------------
Community Centers        5.3       6th (tie)     1.6%      0.3%   12.5%   26.1%
================================================================================
(1) Scale of 1 to 10
(2) Based on 9 property types

Source: Emerging Trends in Real Estate - 1997
================================================================================

      The NCREIF Property Index represents data collected from the Voting Members of the National Council of Real Estate Investment Fiduciaries. As shown in the following table, data through the fourth quarter of 1996 shows that the retail index posted a positive 5.08 percent increase in total return for the year. Increased competition in the retail sector from new and

================================================================================

                                                 National Retail Market Overview
================================================================================

expanding formats and changing locational references has caused the retail index to trail all other property types. In fact, this was the fifth consecutive quarter in which retail properties posted the lowest return among the five NCREIF property types. Overall, It appears also that value write-downs have continued. The -1.73 percent in negative appreciation for the retail subindex marked the continuation of this trend. Continuing concerns about overbuilding competition and capital requirements are cited as the primary factors for the pessimistic performance.

================================================================================
                             Retail Property Returns
                                  NCREIF Index
                             Fourth Quarter 1996 (%)
================================================================================
     Period           Income      Appreciation      Total    Change in CPI *
================================================================================
  4th Qtr. 1996          2.09             -1.73      .36                 .51
--------------------------------------------------------------------------------
     One Year            8.46             -3.18     5.08                3.32
--------------------------------------------------------------------------------
   Three Years           8.26             -2.82     5.27                2.85
--------------------------------------------------------------------------------
    Five Years           7.88             -3.94     3.71                2.84
--------------------------------------------------------------------------------
    Ten Years            7.26             -1.49     5.69                3.68
================================================================================
*    Annualized year ending 12/31
================================================================================
Source: Real Estate Performance Report
        National Council of Real Estate Investment Fiduciaries
================================================================================

      Retail's total return of 5.08 percent for 1996 was substantially behind the other investment categories including Apartment (11.10%), Office (12.74%), R&D (17.64%), and Warehouse (12.69%). Among the different retail categories, neighborhood centers posted the best total performance, while regional malls were laggards.

         =============================================================
                       Retail Segment Performance
         =============================================================
            Category              Income      Appreciation     Total
         =============================================================
         Neighborhood              8.85%          - .63%       8.17%
         -------------------------------------------------------------
         Community                 9.03%          -2.10%       6.79%
         -------------------------------------------------------------
         Regional Malls            7.74%          -3.98%       3.53%
         -------------------------------------------------------------
         Super Regional Malls      8.04%          -3.29%       4.55%
         =============================================================

      From the above, it is clear that value declines were still in evidence during 1996.

      Private investor underwriting has become more conservative with respect to vacancy allowances, growth rates (rent, sales) and occupancy cost tolerance levels. The reduced spread between cash returns and internal rate of returns is evidence that buyers seek a higher proportion of their expected return from income rather than from appreciation.

      The Cushman & Wakefield Investor Survey also confirms trends that capitalization rates for most retail categories have risen. Regional malls have been the most affected. This is partly due to the fact that over 75 malls are currently available for sale.

================================================================================

                                                 National Retail Market Overview
================================================================================

      The Urban Land Institute, in their 1997 Real Estate Forecast - Mid Year Outlook, projects very small increases in effective rents through mid-1998 for both regional malls and strip shopping centers. Even though rent increases will likely be higher than 1996, they will likely not keep pace with inflation. In fact, retail garnered the bottom two spots in ULI's ranking of 10 property types in measuring their expected performance change. The downward pressure on rents has been attributed to the expansion of big-box retailers, which has resulted in a changing tenant base that requires a different type of space then exists in much of the older retail stock.

Real Estate Investment Trust Market (REITs)

      To date, the impact of REITs on the retail investment market has been significant, although the majority of Initial Property Offerings (IPOs) involving regional malls, shopping centers, and outlet centers did not enter the market until the latter part of 1993 and early 1994. It is noted that REITs have dominated the investment market for apartment properties and have evolved into a major role for retail properties as well.

      Currently, there are in excess of 300 REITs in the United States, more than three-quarters of which are publicly traded. The advantages provided by REITs, in comparison to more traditional real estate investment opportunities, include the diversification of property types and location, increased liquidity due to shares being traded on major exchanges, and the exemption from corporate taxes when 95.0 percent of taxable income is distributed.

      There are essentially three kinds of REITs which can either be "open-ended", or Finite-life (FREITs) which have specified liquidation dates, typically ranging from eight to fifteen years.

      o Equity REITs center around the ownership of properties where ownership interests (shareholders) receive the benefit of returns from the operating income as well as the anticipated appreciation of property value. Equity REITs typically provide lower yields than other types of REITs, although this lower yield is theoretically offset by property appreciation.

      o Mortgage REITs invest in real estate through loans. The return to shareholders is related to the interest rate for mortgages placed by the REIT.

       o Hybrid REITs combine the investment strategies of both the equity and mortgage REITs in order to diversify risk.

      The influx of capital into REITs has provided property owners with an significant alternative marketplace of investment capital and resulted in a considerably more liquid market for real estate. A number of "non-traditional" REIT buyers, such as utility funds and equity/income funds, established a major presence in the market during 1993/94.

      1995 was not viewed as a great year for REITs relative to the advances seen in the broader market. Through the end of December, equity REITs posted nearly a 10 percent total return according to the National Association of Real Estate Investment Trusts (NAREIT). The best performer among equity REITs was the office sector with a 38.8 percent total return. This

================================================================================

                                                 National Retail Market Overview
================================================================================

was followed by self-storage (34.9%), hotels (30.8%), triple-net lease (31.6%), and industrial/self-storage (27.9%). One equity REIT sector was in the red - outlet centers (-2.80%).

Retail REITs

      As of June 30, 1997, there were a total of 45 REITs specializing in retail, making up sizable percentage of the securities in the REIT market. Forty-four of these REIT companies are Equity REITs. Depending upon the property type in which they specialize, retail REITs are divided into three categories: shopping centers, regional malls, and outlet centers. The REIT performance indices chart, shown as Table A, displays a summary performance of the three composite categories. Table B identifies the number of companies and market capitalization for year end 1996 as well as through the second quarter 1997.

--------------------------------------------------------------------------------

                        Table A - Retail REIT Performance

--------------------------------------------------------------------------------
                                       12/31/96                 6/30/97
                               -------------------------------------------------
                               Y-T-D Total   Dividend       Y-T-D      Dividend
                                  Return       Yield    Total Return     Yield

================================================================================
   ALL REITs                       39.96%       6.59%       6.35%        6.52%

            Strip Centers          32.88%       6.50%       7.51%        6.32%
            Regional Malls         44.63%       6.60%       7.59%        6.69%
            Outlet Centers          3.78%       9.22%      (4.01%)       8.53%
--------------------------------------------------------------------------------
            Source:  Realty Stock Review
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                         Table B - Market Capitalization

--------------------------------------------------------------------------------
                                    12/31/96                   6/30/97
                          ------------------------------------------------------
                            No. of        Market        No. of        Market
                          Securities  Capitalization* Securities  Capitalization
================================================================================
ALL REITs                      43       $20,190.7          45      $22,904.3
          Strip Centers        26       $11,145.8          25      $12,055.3
          Regional Malls       10        $7,349.0          12       $8,765.3
          Outlet Centers        6        $1,300.2           6       $1,373.5
--------------------------------------------------------------------------------
          * Number reported in thousands.
          Source: Realty Stock Review
--------------------------------------------------------------------------------

      As can be seen, the 43 REIT securities at year end 1996 had a market capitalization of approximately $20.2 billion. Total returns of nearly 40.0 percent were well ahead of the stock market as a whole and also exceeded the
35.8 percent return for all REITs. Regional malls did

--------------------------------------------------------------------------------

                                                 National Retail Market Overview
================================================================================

exceptionally well with nearly a 45 percent return followed by strip centers at approximately 33%. Outlet centers, which were posting negative returns through the third quarter, recovered to show a 3.8 percent return for the year. Accordingly, dividend yields for this group were 9.22 percent, some 266 basis points above the composite average return.

      Data through the second quarter of 1997 shows that the new forty-five REIT securities have a market cap of $22.9 billion. Year to date returns for strip centers and regional malls are around 7.50% respectively. Alternatively, outlet center REITs continue to perform poorly with a negative 4% return.

      While many of the country's best quality malls and shopping centers have recently been offered in the public market, this heavily capitalized marketplace has provided sellers with an attractive alternative to the more traditional market for large retail properties.

Regional Mall REITs

      The accompanying exhibit Table B summarizes the basic characteristics of nine REITs and one publicly traded real estate operating company (Rouse Company) comprised exclusively or predominantly of regional mall properties. Excluding the Rouse Company (ROUS), the IPOs have all been completed since November 1992. The nine public offerings with available information have a total of 281 regional or super regional malls with a combined leasable area of approximately 229 million square feet. This figure represents more than 14.0 percent of the total national supply of this product type.

      The ten companies are among the largest and best capitalized domestic real estate equity securities, and are considerably more liquid than more traditional real estate related investments.

--------------------------------------------------------------------------------

                                                 National Retail Market Overview
================================================================================

---------------------------------------------------------------------------------------------------------------------------------

Table B - REGIONAL MALL REIT ANALYSIS
Cushman & Wakfield, Inc.

---------------------------------------------------------------------------------------------------------------------------------
REIT PORTFOLIO                  CBL       CWN      GGP      JPR         MAC           MLS      RSE       SPG      TCO       URB
                               CBL &    Crown   General  JP Realty  The Macerich  The Mills   Rouse    Simon    Taubman   Urban
                               Assoc.  American  Growth    Inc.       Company        Corp    Company  Property  Centers  Shopping
                                                                                                       Group              Centers
=================================================================================================================================
   ----------------
   Company Overview
   ----------------

   No. of Retail Centers       105       25       67       n/a          20           18        69       177       19        12
   No. of Regional Malls        16       25       66        10          17            4        38       113       19         8
   Mall as % of Portfolio       71%      99%      98%       71%         97%          82%       75%       77%     100%        95%
   Avg. Total GLA/Center*      655      545      699       493         735        1,500       873       759    1,102      1,040

---------------------------------------------------------------------------------------------------------------------------------

   -----------------
   Mall   Operations
   -----------------
   Reporting Year             1995     1995     1995      1995        1995        1995       1995      1995     1995       1995
   Avg. Sales PSF of Mall
    Shop GLA                  $232     $206     $235      $208        $290        $297       $289      $276     $352       $344
   Avg. Rent on Recent
     Leases                 $17.41   $17.96   $21.80    $21.45      $23.00      $25.00     $24.90    $21.92   $41.27     $34.64
   Minimum Rent/Sales Ratio    7.5%     8.7%     9.3%     10.3%        7.9%        8.4%       8.6%      7.9%    11.7%      10.1%
   Total Occupancy Cost/Sales
     Ratio                    12.3%    11.1%    12.1%     10.2%       11.3%       11.6%      12.2%     11.0%    15.1%      11.4%
   Mall Shop Occupancy Level  88.2%    82.0%    86.2%     86.5%       92.2%       90.0%      95.2%     86.4%    88.0%      92.6%

---------------------------------------------------------------------------------------------------------------------------------

   ------------
   Share Prices
   ------------

   IPO Date                10/27/93   8/9/93   4/8/93       n/a     3/9/94        4/94      1966   12/26/93 11/18/92   10/6/93
   IPO Price                 $19.50   $17.25   $22.00       n/a     $19.00      $23.50       n/a     $22.25   $11.00   $23.50
   Current Price (11/29/96)  $24.50    $7.63   $27.75    $19.50     $23.25      $20.75    $26.50     $27.38   $11.63   $26.50
   52 - Week High            $25.00    $8.75   $28.38    $19.75     $24.00      $22.50    $27.38     $27.88   $12.50   $27.88
   52 - Week Low             $19.50    $6.63   $18.50    $15.13     $19.00      $16.50    $18.25     $21.13    $9.25   $20.13

---------------------------------------------------------------------------------------------------------------------------------

   -----------------------
   Capitalization & Yields
   -----------------------

   Market Capitalization**   $1,266     $842   $2,744     $661      $1,328     $1,481    $3,936     $5,900   $3,127   $1,072
   Annual Dividend            $1.68    $0.80    $1.72    $1.92       $1.76      $1.89     $0.88      $1.97    $0.88    $1.98
   Dividend Yield (11/29/96)   6.86%   10.48%    6.20%    9.85%       7.57%      9.11%     3.32%      7.20%    7.57%    7.47%
   FF0 1996***                $2.03    $1.29    $1.95    $1.83       $1.96      $1.96     $2.42      $2.34    $0.98    $2.41
   FF0 Yield (11/29/96)        8.29%   16.91%    7.03%    9.38%       8.43%      9.45%     9.13%     8.55%     8.43%    9.09%

---------------------------------------------------------------------------------------------------------------------------------

Source: Salomon Bothers, Realty Stock Review; Annual Reports and Green Street Advisors, Inc.

  *   Numbers in thousands (000) includes malls only.
  **  Numbers in millions.
  *** Funds From  Operations is defined as net income  (loss) before  depreciation,  amortization,  other  non-cash items, extraordinary items, gains or losses on sales of assets and before minority interests in the Operating Partnership.
---------------------------------------------------------------------------------------------------------------------------------

================================================================================

                                                 National Retail Market Overview
================================================================================

Shopping Center REITs

      Shopping center REITs comprise the largest sector of the retail REIT market accounting for 26 out of the total 43 securities. General characteristics of seven of the largest shopping center REITs are summarized on Table C. The public equity market capitalization of the seven companies totaled $6.1 billion as of October 31, 1996. The two largest, Kimco Realty Corp. and New Plan Realty Trust have a market capitalization equal to approximately 34.4 percent of the group total.

      Year-to-date returns have been 16.19 percent for all shopping center REITs including a 7.36 percent dividend yield.

------------------------------------------------------------------------------------------------------------------------------

Table C - SHOPPING CENTER REIT ANALYSIS
Cushman & Wakefield, Inc.

===============================================================================================================================

    REIT PORTFOLIO                    DDR         FRT        GRT         JPR         KIM         NPR       VNO        WRI
                                    Devel.      Federal    Glimcher      JP         Kimco      New Plan   Vornado   Weingarten
                                  Diversified  Realty Inv.  Realty   Realty Inc  Realty Corp.   Realty    Realty     Realty

===============================================================================================================================
    ----------------
    Company Overview
    ----------------

    Total Properties                  111           53         84        46          193         123         65       161
    Total Retail Centers              104           53         84        40          193         102         56       141
    Total Retail GLA*              23,600       11,200     12,300     6,895       26,001      14,500      9,501    13,293
    Avg. Total GLA/Center*            227          211        146       172          135         142        170        94

------------------------------------------------------------------------------------------------------------------------------

    ---------------
    Mall Operations
    ---------------

    Reporting Year                      -           -        1994        -          1994          -          -       1994
    Total Rental Income                 -           -     $71,101        -      $125,272          -          -   $112,233
    Average Rent/Square Foot        $6.04           -       $5.78        -         $4.82          -          -      $8.44
    Total Operating Expenses            -           -     $45,746        -       $80,563          -          -    $76,771
    Operating Expenses/Square Foot      -           -       $3.72        -         $3.10          -          -      $5.78
    Operating Expense Ratio             -           -        64.3%       -          64.3%         -          -       68.4%
    Total Occupancy Level            96.6%       95.1%       96.3%    94.0%         94.7%      95.4%      94.0%      92.0%

------------------------------------------------------------------------------------------------------------------------------

    ------------
    Share Prices
    ------------

    IPO Date                         1992        1993        1994     1994        1991         1973       1993      1985
    IPO  Price                     $19.50      $17.25      $14.75   $22.00      $19.00            -     $22.25         -
    Current Price (12/15/95)       $29.88      $23.38      $17.75   $20.63      $42.25       $21.63     $36.13    $36.13
    52 - Week High                 $32.00      $23.75      $22.38   $21.38      $42.25       $23.00     $38.13    $38.13
    52 - Week Low                  $26.13      $19.75      $16.63   $17.38      $35.00       $18.75     $32.75    $32.75

------------------------------------------------------------------------------------------------------------------------------

    -----------------------
    Capitalization & Yields
    -----------------------

    Outstanding Shares**            18.96       32.22       24.48    19.72      22.43         53.26      24.20     26.53
    Market Capitalization**          $567        $753        $435     $407       $948        $1,152       $874      $959
    Annual Dividend                 $2.40       $1.64       $1.92    $1.68      $2.16         $1.39      $2.24     $2.40
    Dividend Yield (12/15/95)        8.03%       7.01%      10.82%    8.14%      5.11%         6.43%      6.20%     6.64%
    FF0 1995***                     $2.65       $1.78       $2.25    $1.83      $3.15         $1.44      $2.67     $2.80
    FF0 Yield (12/15/95)             8.87%       7.61%     12.68%     8.87%      7.46%         6.66%     7.39%      7.75%

------------------------------------------------------------------------------------------------------------------------------

  Source: Salomon Brothers and Realty Stock Review; Annual Reports

   *   Numbers in thousands (000) includes retail properties only.

   **  Numbers in millions.

   *** Funds From  Operations is defined as net income (loss) before  depreciation,  amortization,  other  non-cash items, extraordinary items, gains or losses on sales of assets and before minority interests in the Operating Partnership.

------------------------------------------------------------------------------------------------------------------------------

================================================================================

                                                 National Retail Market Overview
================================================================================

Outlook

      A review of various data sources reveals the intensity of the development community's efforts to serve a U.S. retail market that is still growing, shifting and evolving. It is estimated 25- 30 power centers appear to be capable of opening annually, generating more than 12 million square feet of new space per year. That activity is fueled by the locational needs of key power center tenants, 27 of which indicated in recent year-end reports to shareholders an appetite for 900 new stores annually, an average of 30 new stores per firm.

      With a per capita GLA figure of 19 square feet, most analysts are in agreement that the country is already over-stored. As such, new centers will become feasible through the following demand generators:

      o The gradual obsolescence of some existing retail locations and retail facilities;

      o The evolution of the locational needs and format preferences of various anchor tenants; and

      o Rising retail sales generated by increasing population and household levels.

      By the year 2000, total retail sales are projected to rise from $2.237 trillion in 1994 to almost $2.9 trillion; shopping center-inclined sales are projected to rise by $361 billion, from $1.194 trillion in 1994 to nearly $1.6 trillion in the year 2000. Those increases reflect annual compound growth rates of 4.1 percent and 4.5 percent, respectively, for the six-year period.

      On balance, we conclude that the outlook for the retail industry is one of cautious optimism. Because of the importance of consumer spending to the economy, the retail industry is one of the most studied and analyzed segments of the economy. One obvious benefactor of the aggressive expansion and promotional pricing which has characterized the industry is the consumer. There will continue to be an increasing focus on choosing the right format and merchandising mix to differentiate the product from the competition and meet the needs of the consumer. Quite obviously, many of the nations' existing retail developments will find it difficult if not impossible to compete. Tantamount to the success of these older centers must be a proper merchandising or repositioning strategy that adequately considers the feasibility of the capital intensive needs of such an undertaking. Coincident with all of the change which will continue to influence the industry is a general softening of investor bullishness. This will lead to a realization that the collective interaction of the fundamentals of risk and reward now require higher capitalization rates and long term yield expectations in order to attract investment capital.

================================================================================

                                                          IV. Financial Analysis
================================================================================

A. In Place Cash Flow

                                          1996 Operating Results         Budget 1997       IN-PLACE(3)(1996)  IN-PLACE (4) (1997)
                                   ---------------------------------  ------------------- ------------------  -------------------
                                                                               Per Square         Per Square           Per Square
                                     Actual      Budget   $ Variance  Budget     Foot     Budget     Foot     Budget      Foot
                                   ----------  ---------------------  ------------------- ------------------  -------------------
Revenues:

  Rental Income                    $2,710,087  $2,801,105  ($91,018)  $2,771,379  $10.15  $2,746,323  $10.06  $2,746,323   $l0.06
  CAM Recoveries                      587,802     557,418    30,384      597,357    2.19     587,802    2.15     592,033     2.17
  Reserves                            (43,262)     (8,396)  (34,866)     (20,785)  (0.08)    (43,262)  (0.16)    (20,785)   (0.08)
  Other Income                          3,636           0     3,636       22,609    0.08       3,636    0.01      22,609     0.08
                                   ----------  ---------------------  ------------------  ------------------  -------------------
  Total Revenue                    $3,258,263  $3,350,127  ($91,864)  $3,370,560  $12.34  $3,294,499  $12.06  $3,340,181   $12.23

Expenses
  Real Estate Taxes                $  195,734  $  186,776    $8,958   $  195,374    0.72  $  195,734    0.72   $ 195,374     0.72
  Repair  & Maintenance               187,543     156,419    31,124      264,660    0.97     187,543    0.69     264,660     0.97
  Utilities                            53,331      24,934    28,397       33,500    0.12      53,331    0.20      33,500     0.12
  Insurance                            91,706      89,881     1,825       69,806    0.26      91,706    0.34      69,806     0.26
  Other Expenses                       50,900      81,520   (30,620)       5,000    0.02      50,900    0.19       5,000     0.02
  Management Fees                     130,544     134,005    (3,461)     134,223    0.49     130,544    0.48     134,223     0.49
                                   ----------  ---------------------  ------------------  ------------------  -------------------

  Total Expenses                   $  709,758  $  673,535   $36,223   $  702,563   $2.57  $  709,758   $2.60    $702,563    $2.57
                                   ----------  ---------------------  ------------------  ------------------  -------------------

Net Operating Income               $2,548,506  $2,676,592 ($128,086)  $2,667,997   $9.77  $2,584,742   $9.46  $2,637,618    $9.66

Structural Reserve @ $.13/ft.(1)        2,917      35,501   (32,584)      35,501    0.13      35,501    0.13      35,501     0.13
Tenant Improvement/Leasing Comm.(2)         0           0         0            0    0.00      30,104    0.11      30,104     0.11
                                   ----------  ---------------------  ------------------  ------------------  -------------------

Cash Flow                          $2,545,588  $2,641,091  ($95,502)  $2,632,496   $9.64  $2,519,136   $9.22  $2,572,012    $9.42
                                   ==========  =====================  ==================  ==================  ===================

(1) Structural reserve of approximately $0.13/sf for owned space only. Partially reimbursable up to 5% of CAM.

(2) Ongoing tenant improvements/leasing commissions expense based on actual average annual turnover over a five year period @ $5/sf.

(3) In Place 1997 budgeted cash flow using 1996 actual expenses/recoveries and current in-place areas.

(4) In Place 1997 budgeted cash flow using 1997 budgeted expenses/recoveries and current in-place rents.

In-Place Rent Roll
================================================================================

                                         Anchor/                     Leased      Base    Additional    Total
Property    Tenant                       Small Shop          GLA      GLA        Rent       Rent       Rent
-------------------------------------------------------------------------------------------------------------
Naples      Winn-Dixie                   Anchor             50,540    50,540    403,960    102,438    506,398
            Service Merchandise          Anchor             50,061    50,061    437,500    104,139    541,639
            TJMaxx                       Anchor             26,250    26,250    229,688     56,575    286,263
            TJMaxx Expansion             Anchor              6,650     6,650     72,219     14,332     86,551
            Ross                         Anchor             25,500    25,500    248,625     56,319    304,944
            Office Max                   Anchor             23,500    23,500    240,875     50,648    291,523
            Circuit City                 Anchor             21,285    21,285    222,138     42,190    264,328
                                                           --------------------------------------------------
                                         Anchor Total      203,786   203,786  1,855,005    426,642  2,281,647

            Floral Supply Mart           Small Shop         12,000    12,000    144,000     36,714    180,714
            Vacant                       Small Shop         10,150         0          0          0          0
            Pier 1 Imports               Small Shop          9,112     9,112    153,082     21,529    174,611
            Eckerd Drug                  Small Shop          8,719     8,719    119,250     18,326    137,576
            Clothestime                  Small Shop          4,020     4,020     56,280      9,093     65,373
            Coconuts Music               Small Shop          3,869     3,869     54,166     10,922     65,088
            Video Way                    Small Shop          3,600     3,600     63,036     11,014     74,050
            Bow Regards Cards            Small Shop          3,010     3,010     54,255      8,008     62,263
            Payless ShoeSource           Small Shop          3,000     3,000     47,700      6,626     54,326
            Supercuts                    Small Shop          1,541     1,541     29,427      4,715     34,142
            Sally Beauty                 Small Shop          1,500     1,500     24,000      4,356     28,356
            GNC                          Small Shop          1,330     1,330     25,403      3,923     29,326
            Papa Johns                   Small Shop          1,330     1,330     25,403      4,069     29,472
            TCBY                         Small Shop          1,024     1,024     19,558      3,133     22,691
            Vacant                       Small Shop            918         0          0          0          0
            A-Z Travel                   Small Shop            900       900     15,759      2,754     18,513
                                                           --------------------------------------------------
                                         Small Shop Total   66,023    54,955    831,319    145,181    976,500

            Applebees                    Outparcel           5,050     5,050          0      5,000      5,000
            First Union Bank             Outparcel           4,500     4,500          0      2,400      2,400
            Fifth Third Bank             Outparcel           3,400     3,400          0      2,400      2,400
            Boston Chicken               Outparcel           3,279     3,279     60,000      5,410     65,410
            First Regal Properties       Outparcel           2,450     2,450          0      5,000      5,000
                                                           --------------------------------------------------
                                         Outparcel Total    18,679    18,679     60,000     20,210     80,210

                                         Grand Total       288,488   277,420  2,746,323    592,033  3,338,357

1/21/97                                                                 2:41 pm
                            Community Centers One LLC
User: KUSHNER                                                          Page: 15
                              Commercial Rent Roll
Property : CARILLON PLACE
           Naples, Florida 33942
                    Report Date From : 1/01/97 To : 1/31/97

                                                          TERM                   PRORATED               BASE RENT   BASE RENT
                                        SQ. FOOT  -------------------  UNIT INFO BASE RENT   RENT PER    INCREASE   INCREASE
      TENANT                UNIT REF NO.OCCUPIED    FROM        TO     BASE RENT  ANNUAL     SQ FT/YR     (DATE)    (AMOUNT)
--------------------------  ----------- --------  ---------  -------- ---------- ----------  ---------  ---------- -----------
Winn Dixie #739                940-50l0    50540   4/07/94    4/06/14  33663.33  403959.96        7.99     6/01/94  33,663.33

General Nutrition Center #24   940-5014     1330   4/23/94    4/30/99   2116.92   25403.04       19.10     5/01/96   2,116.92
                                                                                                           5/01/97   2,180.09
                                                                                                           5/01/98   2,245.48

Papa John's Pizza, Inc. #355   940-5016     1330   5/16/94    5/31/99   2116.92   25403.04       19.10     6/01/96   2,116.92
                                                                                                           6/01/97   2,180.09
                                                                                                           6/01/98   2,245.48
T. J. Maxx #084                940-5018    26250   3/13/94    3/31/09  19140.63  229687.56        8.75     4/01/94  19,140.63

Vacant                         940-5022    10150                           0.00       0.00        0.00                   0.00

Bow Regards                    940-5026     3010   8/18/95    8/31/00   4520.02   54255.24       18.02     9/01/96   4,521.27
                                                                                                           9/01/97   4,656.91
                                                                                                           9/01/98   4,796.61
                                                                                                           9/01/99   4,940.51

Sally Beauty #1640             940-5030     1500   3/14/94    3/31/97   2000.00   24000.00       16.00     6/01/94   2,000.00

Movie Gallery/Video Way        940-5032     3600   4/15/94    4/30/99   5253.00   63036.00       17.51     5/01/96   5,253.00
                                                                                                           5/01/97   5,412.00
                                                                                                           5/01/98   5,574.00

A to Z Travel, Inc.            940-5034      900   7/23/94    7/31/99   1313.25   15759.00       17.51     8/01/96   1,313.25
                                                                                                           8/01/97   1,352.65
                                                                                                           8/01/98   1,393.23

TCBY Treats                    940-5036     1024   8/29/94    8/31/99   1629.83   19557.96       19.10     9/01/96   1,629.83
                                                                                                           9/01/97   1,678.51
                                                                                                           9/01/98   1,754.45

Vacant                         940-5038      918                           0.00       0.00        0.00                   0.00

Clothestime #755               940-5042     4020   3/03/94    3/31/04   4690.00   56280.00       14.00     6/01/94   4,690.00
                                                                                                           4/01/99   5,393.50

Supercuts, Inc. (FL1215)       940-5046     1541   9/23/94    9/30/99   2452.27   29427.24       19.10    10/01/96   2,452.27
                                                                                                          10/01/97   2,525.84
                                                                                                          10/01/98   2,601.61

Coconuts #761                  940-5048     3869   9/11/94    1/31/98   4513.83   54165.96       14.00    10/01/94   4,513.83

Service Merchandise #331       940-5052    50061   3/10/94    2/28/15  36458.33  437499.96        8.74     8/01/94  36,458.33


                             ---CAM EXPENSE------   --REAL ESTATE TAX- --INS EXPENSE-----     -----GROSS RENTS----
      TENANT                   MONTH     SQ FT/YR    MONTH    SQ FT/YR  MONTH    SQ FT/YR     SQ FT/YR    TOTAL
--------------------------   ---------  ---------   --------  -------- -------   --------     --------  ----------
Winn Dixie #739                 0.00      0.00        0.00      0.00     0 00        0 00       7 99     33,663.33

General Nutrition Center #24  207.22      1.87      110.83      1.00    38.24        0.35      22.31      2,473.21


Papa John's Pizza, Inc. #355  207.22      1.87      127.46      1.15    38.24        0.35      22.46      2,489.84


T. J. Maxx #084             2,451.33      1.12        0.00      0.00   656.25        0.30      10.17     22,248.21

Vacant                          0.00      0.00        0.00      0.00     0.00        0.00       0.00          0.00

Bow Regards                   407.80      1.63      250.83      1.00    75.25        0.30      20.95      5,255.15



Sally Beauty #1640            233.70      1.87      125.00      1.00    37.50        0.30      19.17      2,396.20

Movie Gallery/Video Way       560.89      1.87      345.00      1.15   103.50        0.35      20.87      6,262.39



A to Z Travel, Inc.           140.22      1.87       86.25      1.15    25.88        0.35      20.87      1,565.60



TCBY Treats                   159.54      1.87       98.13      1.15    29.44        0.35      22.46      l.916.94



Vacant                          0.00      0.00        0.00      0.00     0.00        0.00       0.00          0.00

Clothestime #755              411.14      1.23        0.00      0.00   100.50        0.30      15.53      5,201.64


Supercuts, Inc. (FL1215)      240.09      1.87      147.68      1.15    44.30        0.34      22.46      2,884.34



Coconuts #761                 576.59      1.79      322.42      1.00    96.73        0.30      17.09      5,509.57

Service Merchandise #331    4,674.90      1.12        0.00      0.00     0.00        0.00       9.86     41,133.23

1/21/97                                                                 2:41 pm
                            Community Centers One LLC
User: KUSHNER                                                          Page: 16
                              Commercial Rent Roll
Property : CARILLON PLACE
           Naples, Florida 33942
                    Report Date From : 1/01/97 To : 1/31/97

                                                          TERM                   PRORATED               BASE RENT   BASE RENT
                                        SQ. FOOT  -------------------  UNIT INFO BASE RENT   RENT PER    INCREASE   INCREASE
      TENANT                UNIT REF NO.OCCUPIED    FROM        TO     BASE RENT  ANNUAL     SQ FT/YR     (DATE)    (AMOUNT)
--------------------------  ----------- --------  ---------  -------- ---------- ----------  ---------  ---------- -----------
Ross Dress #305                940-5054    25500   4/26/94    1/31/05  20718.75  248625.00        9.75     6/01/94  20.718.75
                                                                                                           2/01/99  20.500,00

Circuit City #3205             940-5056    21285   5/12/94    1/31/15  18511.50  222138.00       10.44     7/01/94  18,511.50
                                                                                                           2/01/00       0.00
                                                                                                           2/01/05       0.00
                                                                                                           2/01/10       0.00

Floral Supply Mart, Inc.       940-5060    12000  12/17/94   12/31/99  12000.00  144000.00       12.00     1/01/95  12,000.00

Pier 1 Imports #797            940-5062     9112  11/06/94    2/28/05  12756.80  153081.60       16.80    11/01/96  12,756.80
                                                                                                          11/01/99  14,032.48

OfficeMax, Inc. #159           940-5066    23500   2/24/94    1/31/10  20072.92  240875.04       10.25     6/01/94  20,072.92
                                                                                                           2/01/99  21,052.08
                                                                                                           2/01/04  22,031.25

Eckerd Drug  #3069             940-5070     8719   2/28/94    2/28/14   9937.50  119250.00       13.68     7/01/94   9,937.50
                                                                                                           5/01/99  10,500.00
                                                                                                           5/01/04  10,875.00
                                                                                                           5/01/09  11,250.00

Payless Shoe Source  #4884     940-5072     3000   4/23/94    4/30/04   3975.00   47700.00       15.90     7/01/94   3,975.00
                                                                                                           5/01/99   4,471.88

Fifth Third Trust Company-FS   940-5076     3400  12/21/93                 0.00       0.00        0.00                   0.00

Boston Chicken #569            94O-5088     3279   7/23/94    7/31/04   5000.00   60000.00       18.30    12/01/94   5,000.00
                                                                                                           8/01/99   5,750.00

First Union National Bank      940-5094     4500   9/14/94                 0.00       0.00        0.00                   0.00

Applebees #138                 940-5095     5050   2/06/95                 0.00       0.00        0.00                   0.00

First Regal/Amoco              940-5096     2450   7/20/94                 0.00       0.00        0.00                   0.00

Misc. Income                   940-99999       0                           0.00       0.00        0.00                   0.00

-------------------------------------------------------------------------------------------------------------------------------
T 0 T A L S :                             281838                      222840.80 2674104.60        9.49

           Total Occupied Square Feet :   281838
           Total Vacant Square Feet   :        0


                              ---CAM EXPENSE------   --REAL ESTATE TAX- --INS EXPENSE-----     -----GROSS RENTS----
      TENANT                    MONTH     SQ FT/YR    MONTH    SQ FT/YR  MONTH    SQ FT/YR     SQ FT/YR    TOTAL
--------------------------  - ---------  ---------   --------  -------- -------   --------     --------  ----------
Ross Dress #1305             2,494.69      1.17        0.00      0.00     0.00        0.00      10.92     23,213.44


Circuit City #3205           1,813.67      1.02        0.00      0.00   354.75        0.20      11.66     20,679.92




Floral Supply Mart, Inc.     1,869.63      1.87    1,150.00      1.15   345.00        0.35      18.36     15,364.63

Pier 1 Imports #797            974.29      1.28        0.00      0.00   261.97        0.35      18.43     13,993.06


OfficeMax, Inc. #159         2,194.53      1.12    1,958.33      1.00   587.50        0.30      12.67     24,813.28



Eckerd Drug  #3069             775.44      1.07        0.00      0.00     0.00        0.00      14.74     10,712.94




Payless Shoe Source  #4884     293.49      1.17        0.00      0.00     0.00        0.00      17.07      4,268.49


Fifth Third Trust Company-FS   250.00      0.88        0.00      0.00     0.00        0.00       0.88        250.00

Boston Chicken #569            255.53      0.94    1,054.00      3.86     0.00        0.00      23.09      6,309.53


First Union National Bank      200.00      0.53        0.00      0.00     0.00        0.00       0.53        200.00

Applebees #138                 416.67      0.99        0.00      0.00     0.00        0.00       0.99        416.67

First Regal/Amoco              416.67      2.04        0.00      0.00     0.00        0.00       2.04        416.67

Misc. Income                     0.00      0.00        0.00      0.00     0.00        0.00       0.00          0.00

--------------------------------------------------------------------------------------------------------------------
T 0 T A L S :               22,225.25      0.95    5,775.93      0.25  2795.05        0.12      10.80    253,638.28


                        1997 COMPARATIVE RENT ROLL BUDGET
                 Carillon Place SC, Naples, FL Site Code #940000

====================================================================================================================================
          TENANT         UNIT #   SQ. FT.      JANUARY     FEBRUARY       MARCH       APRIL        MAY         JUNE         JULY
====================================================================================================================================
-----------------------------------------------------------------------------------------------------------------------------------
Winn-Dixie                5010     50,540     33,663.33    33,663.33    33,663.33   33,663.33   33,663.33    33,663.33   33,663.33
-----------------------------------------------------------------------------------------------------------------------------------
GNC                       5014      1,330      2,116.92     2,116.92     2,116.92    2,116.92    2,180.09     2,180.09    2,180.09
-----------------------------------------------------------------------------------------------------------------------------------
Papa Johns                5016      1,330      2,116.92     2,116.92     2,116.92    2,116.92    2,116.92     2,180.09    2,180.09
-----------------------------------------------------------------------------------------------------------------------------------
TJMaxx                    5018     26,250     19,140.63    19,140.63    19,140.63   19,140.63   19,140.63    19,140.63   19,140.63
-----------------------------------------------------------------------------------------------------------------------------------
Vacant                    5022     10,150                                                        9,304.17     9,304.17    9,304.17
-----------------------------------------------------------------------------------------------------------------------------------
Bow Regards Cards         5026      3,010      4,520.02     4,520.02     4,520.02    4,520.02    4,520.02     4,520.02    4,520.02
-----------------------------------------------------------------------------------------------------------------------------------
Sally Beauty              5030      1,500      2,000.00     2,000.00     2,000.00    2,062.50    2,062.50     2,062.50    2,062.50
-----------------------------------------------------------------------------------------------------------------------------------
Video Way                 5032      3,600      5,253.00     5,253.00     5,253.00    5,253.00    5,412.00     5,412.00    5,412.00
-----------------------------------------------------------------------------------------------------------------------------------
A-Z Travel                5034        900      1,313.25     1,313.25     1,313.25    1,313.25    1,313.25     1,313.25    1,313.25
-----------------------------------------------------------------------------------------------------------------------------------
TCBY                      5036      1,024      1,629.83     1,629.83     1,629.83    1,629.83    1,629.83     1,629.83    1,629.83
-----------------------------------------------------------------------------------------------------------------------------------
Carillon Cleaners         5038        918      1,542.24     1,542.24     1,542.24    1,588.14    1,588.14     1,588.14    1,588.14
-----------------------------------------------------------------------------------------------------------------------------------
Clothestime               5042      4,020      4,690.00     4,690.00     4,690.00    4,690.00    4,690.00     4,690.00    4,690.00
-----------------------------------------------------------------------------------------------------------------------------------
Supercuts                 5046      1,541      2,452.27     2,452.27     2,452.27    2,452.27    2,452.27     2,452.27    2,452.27
-----------------------------------------------------------------------------------------------------------------------------------
Coconuts Music            5048      3,869      4,513.83     4,513.83     4,513.83    4,513.83    4,513.83     4,513.83    4,513.83
-----------------------------------------------------------------------------------------------------------------------------------
Service Merchandise       5052     50,061     36,458.33    36,458.33    36,458.33   36,458.33   36,458.33    36,458.33   36,458.33
-----------------------------------------------------------------------------------------------------------------------------------
Ross                      5054     25,500     20,718.75    20,718.75    20,718.75   20,718.75   20,718.75    20,718.75   20,718.75
-----------------------------------------------------------------------------------------------------------------------------------
Circuit City              5056     21,285     18,511.50    18,511.50    18,511.50   18,511.50   18,511.50    18,511.50   18,511.50
-----------------------------------------------------------------------------------------------------------------------------------
Floral Supply Mart        5060     12,000     12,000.00    12,000.00    12,000.00   12,000.00   12,000.00    12,000.00   12,000.00
-----------------------------------------------------------------------------------------------------------------------------------
Pier 1 Imports            5062      9,112     12,756.80    12,756.80    12,756.80   12,756.80   12,756.80    12,756.80   12,756.80
-----------------------------------------------------------------------------------------------------------------------------------
Office Max                5066     23,500     20,072.92    20,072.92    20,072.92   20,072.92   20,072.92    20,072.92   20,072.92
-----------------------------------------------------------------------------------------------------------------------------------
Eckerd Drug               5070      8,719      9,937.50     9,937.50     9,937.50    9,937.50    9,937.50     9,937.50    9,937.50
-----------------------------------------------------------------------------------------------------------------------------------
Payless ShoeSource        5072      3,000      3,975.00     3,975.00     3,975.00    3,975.00    3,975.00     3,975.00    3,975.00
-----------------------------------------------------------------------------------------------------------------------------------
Boston Chicken            5088      3,279      5,000.00     5,000.00     5,000.00    5,000.00    5,000.00     5,000.00    5,000.00
-----------------------------------------------------------------------------------------------------------------------------------
Applebees                 5095      5,050      Cam Only
-----------------------------------------------------------------------------------------------------------------------------------
Fifth Third Bank          OP-D      3,400      Cam Only
-----------------------------------------------------------------------------------------------------------------------------------
First Union Bank          OPA-2     4,500      Cam Only
-----------------------------------------------------------------------------------------------------------------------------------
First Regal Properties    OPA-1     2,450      Cam Only
-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================
Total                             281,838    224,383.04   224,383.04   224,383.04  224,491.44  234,017.78   234,080.95  234,080.95
------------------------------------------------------------------------------------------------------------------------------------
Original Budget                              232,748.72   232,748.72   232,748.72  233,081.35  233,346.44   233,458.51  233,346.42
===================================================================================================================================
DIFFERENCE                                    (8,365.68)   (8,365.68)   (8,365.68)  (8,589.91)     671.34       622.44      734.53
===================================================================================================================================

===================================================================================================================================
Vacant Square Feet                                    0            0            0      10,150      10,150       10,150      10,150
===================================================================================================================================
Total Occupied Sq. Ft.                          281,838      281,838      281,838     271,688     271,688      271,688     271,688
------------------------------------------------------------------------------------------------------------------------------------
Occupancy Rate                                   100.00%      100.00%      100.00%      96.40%      96.40%       96.40%      96.40%
------------------------------------------------------------------------------------------------------------------------------------
Vacancy Rate                                       0.00%        0.00%        0.00%       3.60%       3.60%        3.60%       3.60%
===================================================================================================================================

=========================================================================================================================
          TENANT            UNIT #   SQ. FT.       AUGUST    SEPTEMBER    OCTOBER    NOVEMBER     DECEMBER        TOTAL
=========================================================================================================================
-------------------------------------------------------------------------------------------------------------------------
Winn-Dixie                   5010     50,540     33,663.33   33,663.33   33,663.33   33,663.33    33,663.33    401,959.96
-------------------------------------------------------------------------------------------------------------------------
GNC                          5014      1,330      2,180.09    2,180.09    2,180.09    2,180.09     2,180.09     25,908.40
-------------------------------------------------------------------------------------------------------------------------
Papa Johns                   5016      1,330      2,180.09    2,180.09    2,180.09    2,180.09     2,180.09     25,845.23
-------------------------------------------------------------------------------------------------------------------------
TJMaxx                       5018     26,250     19,140.63   19,140.63   19,140.63   19,140.63    19,140.63    229,687.56
-------------------------------------------------------------------------------------------------------------------------
Vacant                       5022     10,150      9,304.17    9,304.17    9,304.17    9,304.17     9,304.17     74,433.36
-------------------------------------------------------------------------------------------------------------------------
Bow Regards Cards            5026      3,010      4,520.02    4,655.47    4,655.47    4,655.47     4,655.47     54,782.04
-------------------------------------------------------------------------------------------------------------------------
Sally Beauty                 5030      1,500      2,062.50    2,062.50    2,062.50    2,062.50     2,062.50     24,562.50
-------------------------------------------------------------------------------------------------------------------------
Video Way                    5032      3,600      5,412.00    5,412.00    5,412.00    5,412.00     5,412.00     64,308.00
-------------------------------------------------------------------------------------------------------------------------
A-Z Travel                   5034        900      1,352.65    1,352.65    1,352.65    1,352.65     1,352.65     15,956.00
-------------------------------------------------------------------------------------------------------------------------
TCBY                         5036      1,024      1,629.83    1,678.51    1,678.51    1,678.51     1,678.51     19,752.68
-------------------------------------------------------------------------------------------------------------------------
Carillon Cleaners            5038        918      1,588.14    1,588.14    1,588.14    1,588.14     1,588.14     18,919.98
-------------------------------------------------------------------------------------------------------------------------
Clothestime                  5042      4,020      4,690.00    4,690.00    4,690.00    4,690.00     4,690.00     56,280.00
-------------------------------------------------------------------------------------------------------------------------
Supercuts                    5046      1,541      2,452.27    2,452.27    2,525.84    2,525.84     2,525.84     29,647.95
-------------------------------------------------------------------------------------------------------------------------
Coconuts Music               5048      3,869      4,513.83    4,513.83    4,513.83    4,513.83     4,513.83     54,165.96
-------------------------------------------------------------------------------------------------------------------------
Service Merchandise          5052     50,061     36,458.33   36,458.33   36,458.33   36,458.33    36,458.33    437,499.96
-------------------------------------------------------------------------------------------------------------------------
Ross                         5054     25,500     20,718.75   20,718.75   20,718.75   20,718.75    20,718.75    248,625.00
-------------------------------------------------------------------------------------------------------------------------
Circuit City                 5056     21,285     18,511.50   18,511.50   18,511.50   18,511.50    18,511.50    222,138.00
-------------------------------------------------------------------------------------------------------------------------
Floral Supply Mart           5060     12,000     12,000.00   12,000.00   12,000.00   12,000.00    12,000.00    144,000.00
-------------------------------------------------------------------------------------------------------------------------
Pier 1 Imports               5062      9,112     12,756.80   12,756.80   12,756.80   12,756.80    12,756.80    153,081.60
-------------------------------------------------------------------------------------------------------------------------
Office Max                   5066     23,500     20,072.92   20,072.92   20,072.92   20,072.92    20,072.92    240,875.04
-------------------------------------------------------------------------------------------------------------------------
Eckerd Drug                  5070      8,719      9,937.50    9,937.50    9,937.50    9,937.50     9,937.50    119,250.00
-------------------------------------------------------------------------------------------------------------------------
Payless ShoeSource           5072      3,000      3,975.00    3,975.00    3,975.00    3,975.00     3,975.00     47,700.00
-------------------------------------------------------------------------------------------------------------------------
Boston Chicken               5088      3,279      5,000.00    5,000.00    5,000.00    5,000.00     5,000.00     60,000.00
-------------------------------------------------------------------------------------------------------------------------
Applebees                    5095      5,050                                                                         0.00
-------------------------------------------------------------------------------------------------------------------------
Fifth Third Bank             OP-D      3,400                                                                         0.00
-------------------------------------------------------------------------------------------------------------------------
First Union Bank             OPA-2     4,500                                                                         0.00
-------------------------------------------------------------------------------------------------------------------------
First Regal Properties       OPA-1     2,450                                                                         0.00
-------------------------------------------------------------------------------------------------------------------------

=========================================================================================================================
Total                                281,838    234,120.35  234,304.48  234,378.05  234,378.05   234,378.05  2,771,379.22
-------------------------------------------------------------------------------------------------------------------------
Original Budget                                 233,496.76  233,674.95  233,746.37  234,353.84   234,353.84  2,801,104.64
=========================================================================================================================
DIFFERENCE                                          623.59      629.53      631.68       24.21        24.21    (29,725.42)
=========================================================================================================================

=========================================================================================================================
Vacant Square Feet                                       0           0           0           0            0
=========================================================================================================================
Total Occupied Sq. Ft.                             281,838     281,838     281,838     281,838      281,838
-------------------------------------------------------------------------------------------------------------------------
Occupancy Rate                                      100.00%     100.00%     100.00%     100.00%      100.00%
-------------------------------------------------------------------------------------------------------------------------
Vacancy Rate                                          0.00%       0.00%       0.00%       0.00%        0.00%
=========================================================================================================================

EXTRAS RECONCILIATION
AS OF 12/31/97
NAPLES, FL

                                                      ====================================================================
                                                      WINN-DIXIE  T.J. MAXX   PRO FORMA   SERVICE      ROSS       CIRCUIT
                                                                               VACANT    MERCHANDISE               CITY
                                Actual     Adjusted   ====================================================================
CAM EXPENSES                  12/31/97     12/31/97                           245/365
Management Fees              134,223.00   134,223.00   N/A        N/A         N/A         N/A        N/A         N/A
Office Supplies                  200.00       200.00      200.00     200.00      200.00      200.00     200.00      200.00
Pressure Washing              13,600.00    13,600.00   13,600.00  13,600.00   13,600.00   13,600.00  13,600.00   13,600.00
Pest Extermination             2,100.00     2,100.00    2,100.00   2,100.00    2,100.00    2,100.00   2,100.00    2,100.00
Light Bulbs - Ext.             1,000.00     1,000.00    1,000.00   1,000.00    1,000.00    1,000.00   1,000.00    1,000.00
Sweeping - Ext.               27,000.00    27,000.00   27,000.00  27,000.00   27,000.00   27,000.00  27,000.00   27,000.00
Trash Removal                  3,700.00     3,700.00    3,700.00   3,700.00    3,700.00    3,700.00   3,700.00    3,700.00
Landscaping-Exterior          81,160.00    81,160.00   81,160.00  81,160.00   81,160.00   81,160.00  81,160.00   81,160.00
Parking Lot Striping           6,000.00     6,000.00    6,000.00   6,000.00    6,000.00    6,000.00   6,000.00    6,000.00
Retention Maintenance          1,520.00     1,520.00    1,520.00   1,520.00    1,520.00    1,520.00   1,520.00    1,520.00
Security                      12,780.00    12,780.00   12,780.00  12,780.00   12,780.00   12,780.00  12,780.00   12,780.00
Electricity - Ext./.9245      33,500.00    36,235.80   36,235.80  36,235.80   36,235.80   36,235.80  36,235.80   N/A
Repairs to P/L                 2,000.00     2,000.00    2,000.00   2,000.00    2,000.00    2,000.00   2,000.00    2,000.00
Signage                        2,500.00     2,500.00    2,500.00   2,500.00    2,500.00    2,500.00   2,500.00    2,500.00
Repairs Elec/Gas               9,500.00     9,500.00    9,500.00   9,500.00    9,500.00    9,500.00   9,500.00    9,500.00
Painting - Ext.                3,500.00     3,500.00    3,500.00   3,500.00    3,500.00    3,500.00   3,500.00    3,500.00
Repairs to Plumbing            7,500.00     7,500.00    7,500.00   7,500.00    7,500.00    7,500.00   7,500.00    7,500.00
Repair Com. Area Roof          3,000.00     3,000.00    3,000.00   3,000.00    3,000.00    3,000.00   3,000.00    3,000.00
Miscellaneous - Ext.           4,000.00     4,000.00    4,000.00   4,000.00    4,000.00    4,000.00   4,000.00    4,000.00
Fire Protection Insp.          2,000.00     2,000.00    2,000.00   2,000.00    2,000.00    2,000.00   2,000.00    2,000.00
Fire Protection Sys/.20381     2,600.00    12,756.98   N/A        N/A         12,756.98   N/A        N/A         N/A
Salaries                      54,000.00    54,000.00   54,000.00  54,000.00   54,000.00   54,000.00  54,000.00   54,000.00
Maint-Outside Serv-Ext.       25,000.00    25,000.00   25,000.00  25,000.00   25,000.00   25,000.00  25,000.00   25,000.00
Outlot Contribution          (17,440.00)  (17,440.00) (17,440.00)(17,440.00) (17,440.00) (17,440.00)(17,440.00) (17,440.00)
                            -----------   ---------------------------------------------------------------------------------
TOTAL EXPENSES               414,942.00   427,835.78  280,855.80 280,855.80  293,612.78  280,855.80 280,855.80  244,620.00
                            ===========   ==========
SQUARE FEET                     263,459                   50,540     26,250      10,150      50,061     25,500      21,285
                            -----------------------------------------------------------------------------------------------
TERMS                                                     PRS      PRS-5%    PRORATE-15     PRS-5%    PRS-10%     PRS-10%
                            -----------------------------------------------------------------------------------------------
TENANT'S PRO-RATA SHARE                                53,938.69  28,015.25    7,601.44   53,427.48  27,214.81   19,785.52
PLUS ADMINISTRATIVE FEE                                     0.00   1,400.76    1,140.22    2,671.37   2,721.48    1,978.55
1997 CAM CHARGE (CAPS)
YEAR-TO-DATE CAP
TOTAL DUE THROUGH 12/31/97                             53,938.69  29,416.01    8,741.66   56,098.85  29,936.29   21,764.07
LESS PRIOR BILLINGS
LESS ACCRUALS
                                                       --------------------------------------------------------------------
TOTAL DUE FROM (TO) TENANT                             53,938.69  29,416.01    8,741.66   56,098.85  29,936.29   21,764.07
                                                       ====================================================================
                              ---------
INSURANCE                     86,759.10
                              ---------
PROPERTY INS                  14,127.30                           14,127.30   14,127.30              14,127.30
                              ---------
LIABILITY INS                 52,631.80                52,631.80  52,631.80   52,631.80   52,631.80  52,631.80   52,631.80
                              ---------
SQUARE FEET PROP                141,273
SQUARE FEET LIAB                263,159                   50,540     26,250      10,150      50,061     25,500      21,285
                            -----------------------------------------------------------------------------------------------
                                                       LIAB ONLY    PRS     PRORATE - 15  LIAB ONLY      PRS     LIAB ONLY
                            -----------------------------------------------------------------------------------------------
TENANT'S PRO-RATA SHARE                                10,108.00   7,875.00    2,043.90   10,012.20   7,650.00    4,257.00
PLUS ADMINISTRATIVE FEE                                     0.00       0.00      306.59        0.00       0.00        0.00
PRO-RATED OR CAPPED AMTS
LESS PRIOR PAYMENTS
                                                       --------------------------------------------------------------------
TOTAL DUE FROM (TO) TENANT                             10,108.00   7,875.00    2,350.49   10,012.20   7,650.00    4,257.00
                                                       ====================================================================
                             ----------
CENTER TAXES                 266,438.00               266,438.00 266,438.00  266,438.00  266,438.00 266,438.00  266,438.00
                             ----------
SQUARE FEET                     266,438                   50,540     26,250      10,150      50,061     25,500      21,285
                            -----------------------------------------------------------------------------------------------
                                                          PRS        PRS    PRORATE - 15    PRS         PRS         PRS
                            -----------------------------------------------------------------------------------------------
BASE YEAR TAX AMOUNT
TENANT'S PRO-RATA SHARE                                50,540.00  26,250.00    6,813.01   50,061.00  25,500.00   21,285.00
PLUS ADMINISTRATIVE FEE                                     0.00       0.00    1,021.95        0.00       0.00        0.00
PRO-RATED OR CAPPED AMTS
LESS PRIOR BILLINGS
LESS ACCRUALS
                                                      ---------------------------------------------------------------------
TOTAL DUE FROM (TO) TENANT                             50,540.00  26,250.00    7,834.97   50,061.00  25,500.00   21,285.00
                                                      =====================================================================
TOTAL DUE FROM (TO) TENANT                            114,586.69  63,541.91   18,927.11  116,172.05  63,686.29   47,306.97
                                                      =====================================================================

                            ========================================================================================================
                                        PIER 1      OFFICE MAX     ECKERD    PAYLESS          GNC        PAPA JOHNS
                                       IMPORTS                      DRUG    SHOESOURCE
                            ========================================================================================================
CAM EXPENSES
Management Fees                       N/A           N/A          N/A         N/A          134,223.00     134,223.00
Office Supplies                          200.00        200.00       200.00      200.00        200.00         200.00
Pressure Washing                      13,600.00     13,600.00    13,600.00   13,600.00     13,600.00      13,600.00
Pest Extermination                     2,100.00      2,100.00     2,100.00    2,100.00      2,100.00       2,100.00
Light Bulbs - Ext.                     1,000.00      1,000.00     1,000.00    1,000.00      1,000.00       1,000.00
Sweeping - Ext.                       27,000.00     27,000.00    27,000.00   27,000.00     27,000.00      27,000.00
Trash Removal                          3,700.00      3,700.00     3,700.00    3,700.00      3,700.00       3,700.00
Landscaping-Exterior                  81,160.00     81,160.00    81,160.00   81,160.00     81,160.00      81,160.00
Parking Lot Striping                   6,000.00      6,000.00     6,000.00    6,000.00      6,000.00       6,000.00
Retention Maintenance                  1,520.00      1,520.00     1,520.00    1,520.00      1,520.00       1,520.00
Security                              12,780.00     12,780.00    12,780.00   12,780.00     12,780.00      12,780.00
Electricity - Ext./.9245              36,235.80     36,235.80    36,235.80   36,235.80     36,235.80      36,235.80
Repairs to P/L                         2,000.00      2,000.00     2,000.00    2,000.00      2,000.00       2,000.00
Signage                                2,500.00      2,500.00     2,500.00    2,500.00      2,500.00       2,500.00
Repairs Elec/Gas                       9,500.00      9,500.00     9,500.00    9,500.00      9,500.00       9,500.00
Painting - Ext.                        3,500.00      3,500.00     3,500.00    3,500.00      3,500.00       3,500.00
Repairs to Plumbing                    7,500.00      7,500.00     7,500.00    7,500.00      7,500.00       7,500.00
Repair Com. Area Roof                  3,000.00      3,000.00     3,000.00    3,000.00      3,000.00       3,000.00
Miscellaneous - Ext.                   4,000.00      4,000.00     4,000.00    4,000.00      4,000.00       4,000.00
Fire Protection Insp                   2,000.00      2,000.00     2,000.00    2,000.00      2,000.00       2,000.00
Fire Protection Sys/.20381            12,756.98     N/A          N/A         N/A           12,756.98      12,756.98
Salaries                              54,000.00     54,000.00    54,000.00   54,000.00     54,000.00      54,000.00
Maint-Outside Serv-Ext.               25,000.00     25,000.00    25,000.00   25,000.00     25,000.00      25,000.00
Outlot Contribution                  (17,440.00)   (17,440.00)  (17,440.00) (17,440.00)   (17,440.00)    (17,440.00)
                            --------------------------------------------------------------------------------------------------------
TOTAL EXPENSES                       293,612.78    280,855.80   280,855.80  280,855.80    427,835.78     427,835.78

SQUARE FEET                               9,112        23,500        8,719       3,000         1,330          1,330
                            --------------------------------------------------------------------------------------------------------
TERMS                                  PRS-15%       PRS-5%        PRS-0%      PRS-10%       PRS-15%         PRS-15%
                            --------------------------------------------------------------------------------------------------------
TENANT'S PRO-RATA SHARE               10,166.48     25,080.32     9,305.33    3,201.74      2,162.27       2,162.27
PLUS ADMINISTRATIVE FEE                1,524.97      1,254.02         0.00      320.17        324.34         324.34
1997 CAM CHARGE (CAPS)
YEAR-TO-DATE CAP
TOTAL DUE THROUGH 12/31/97            11,691.45     26,334.33     9,305.33    3,521.92      2,486.61       2,486.61
LESS PRIOR BILLINGS
LESS ACCRUALS
                            --------------------------------------------------------------------------------------------------------
TOTAL DUE FROM (TO) TENANT            11,691.45     26,334.34     9,305.33    3,521.92      2,496.61       2,496.61
                            ========================================================================================================
INSURANCE
PROPERTY INS                          14,127.30     14,127.30    14,127.30   14,127.30     14,127.30      14,127.30
LIABILITY INS                         52,631.80     52,631.80    52,631.80   52,631.80     52,631.80      52,631.80

SQUARE FEET PROP
SQUARE FEET LIAB                          9,112        23,500        8,719       3,000         1,330          1,330
                            --------------------------------------------------------------------------------------------------------
                                       PRS-15%         PRS         PRS          PRS           PRS-15%       PRS-15%
                            --------------------------------------------------------------------------------------------------------
TENANT'S PRO-RATA SHARE                2,733.60      7,050.00     2,615.70      900.00        399.00         399.00
PLUS ADMINISTRATIVE FEE                  410.04          0.00         0.00        0.00         59.85          59.85
PRO-RATED OR CAPPED AMTS
LESS PRIOR PAYMENTS
                            --------------------------------------------------------------------------------------------------------
TOTAL DUE FROM (TO) TENANT             3,143.64      7,050.00     2,615.70      900.00        458.85         458.85
                            ========================================================================================================
CENTER TAXES                         266,438.00    266,438.00   266,438.00  266,438.00    266,438.00     266,438.00

SQUARE FEET                               9,112        23,500        8,719       3,000         1,330          1,330
                            --------------------------------------------------------------------------------------------------------
                                        PRS             PRS         PRS          PRS           PRS         PRS-15%
                            --------------------------------------------------------------------------------------------------------
BASE YEAR TAX AMOUNT
TENANT'S PRO-RATA SHARE                9,112.00     23,500.00     8,719.00    3,000.00      1,330.00       1,330.00
PLUS ADMINISTRATIVE FEE                    0.00          0.00         0.00        0.00          0.00         199.50
PRO-RATED OR CAPPED AMTS
LESS PRIOR BILLINGS
LESS ACCRUALS
                            --------------------------------------------------------------------------------------------------------
TOTAL DUE FROM (TO) TENANT             9,112.00     23,500.00     8,719.00    3,000.00      1,330.00       1,529.50
                            ========================================================================================================
TOTAL DUE FROM (TO) TENANT            23,947.09     56,884.33    20,640.03    7,421.92      4,275.46       4,474.96
                            ========================================================================================================


                            ====================================================
                                          SALLY       VIDEO WAY     CARILLON
                                         BEAUTY                     CLEANERS
                            ====================================================
CAM EXPENSES
Management Fees                        134,223.00     134,223.00    134,223.00
Office Supplies                            200.00         200.00        200.00
Pressure Washing                        13,600.00      13,600.00     13,600.00
Pest Extermination                       2,100.00       2,100.00      2,100.00
Light Bulbs - Ext.                       1,000.00       1,000.00      1,000.00
Sweeping - Ext.                         27,000.00      27,000.00     27,000.00
Trash Removal                            3,700.00       3,700.00      3,700.00
Landscaping-Exterior                    81,160.00      81,160.00     81,160.00
Parking Lot Striping                     6,000.00       6,000.00      6,000.00
Retention Maintenance                    1,520.00       1,520.00      1,520.00
Security                                12,780.00      12,780.00     12,780.00
Electricity - Ext. /.9245               36,235.80      36,235.80     36,235.80
Repairs to P/L                           2,000.00       2,000.00      2,000.00
Signage                                  2,500.00       2,500.00      2,500.00
Repairs Elec/Gas                         9,500.00       9,500.00      9,500.00
Painting - Ext.                          3,500.00       3,500.00      3,500.00
Repairs to Plumbing                      7,500.00       7,500.00      7,500.00
Repair Com. Area Roof                    3,000.00       3,000.00      3,000.00
Miscellaneous - Ext.                     4,000.00       4,000.00      4,000.00
Fire Protection Insp.                    2,000.00       2,000.00      2,000.00
Fire Protection Sys/.20381              12,756.98      12,756.98     12,756.98
Salaries                                54,000.00      54,000.00     54,000.00
Maint-Outside Serv-Ext.                 25,000.00      25,000.00     25,000.00
Outlot Contribution                    (17,440.00)    (17,440.00)   (17,440.00)
                            ----------------------------------------------------
TOTAL EXPENSES                         427,835.78     427,835.78    427,835.78
                            ====================================================
SQUARE FEET                                 1,500          3,600           918
                            ----------------------------------------------------
TERMS                                     PRS-15%        PRS-15%        PRS-15%
                            ----------------------------------------------------
TENANT'S PRO-RATA SHARE                  2,438.65       5,852.77      1,492.46
PLUS ADMINISTRATIVE FEE                    365.80         877.92        223.87
1997 CAM CHARGE (CAPS)
YEAR-TO-DATE CAP
TOTAL DUE THROUGH 12/31/97               2,804.45       6,730.69      1,716.32
LESS PRIOR BILLINGS
LESS ACCURALS
                            ----------------------------------------------------
TOTAL DUE FROM (TO) TENANT               2,804.45       6,730.69      1,716.32
                            ====================================================
INSURANCE
PROPERTY INS                            14,127.30      14,127.30     14,127.30
LIABILITY INS                           52,631.80      52,631.80     52,631.80

SQUARE FEET PROP
SQUARE FEET LIAB                            1,500          3,600           918
                            ----------------------------------------------------
                                           PRS           PRS-15%        PRS-15%
                            ----------------------------------------------------
TENANT'S PRO-RATA SHARE                    450.00       1,080.00        275.40
PLUS ADMINISTRATIVE FEE                      0.00         162.00         41.31
PRO-RATED OR CAPPED AMTS
LESS PRIOR PAYMENTS
                            ----------------------------------------------------
TOTAL DUE FROM (TO) TENANT                 450.00       1,242.00        316.71
                            ====================================================
CENTER TAXES                           266,438.00     266,438.00    266,438.00

SQUARE FEET                              1,500.00       3,600.00        918.00
                            ----------------------------------------------------
                                          PRS           PRS-15%        PRS-15%
                            ----------------------------------------------------
BASE YEAR TAX AMOUNT
TENANT'S PRO-RATA SHARE                  1,500.00       3,600.00        918.00
PLUS ADMINISTRATIVE FEE                      0.00         540.00        137.70
PRO-RATED OR CAPPED AMTS
LESS PRIOR BILLINGS
LESS ACCRUALS
                            ----------------------------------------------------
TOTAL DUE FROM (TO) TENANT               1,500.00       4,140.00      1,055.70
                            ====================================================
TOTAL DUE FROM (TO) TENANT               4,754.45      12,112.68      3,088.73
                            ====================================================

Winn-Dixie - pays CAM monthly based on actual CAM costs.
Boston Chicken - Tenant pays a fixed $200 per month for CAM and $25 per month for electric expense.

EXTRAS RECONCILIATION
AS OF 12/31/97
NAPLES, FL

                                                     ===============================================================================
                                                     CLOTHESTIME  SUPERCUTS      COCONUTS      A - Z         TCBY         FLORAL
                                                                                   MUSIC       TRAVEL                  SUPPLY MART
                                Actual   Adjusted
CAM EXPENSES                  12/31/97   12/31/97    ===============================================================================

Management Fees              134,223.00 134,223.00    N/A        134,223.00    134,223.00   134,223.00    134,223.00    134,223.00
Office Supplies                  200.00     200.00       200.00      200.00        200.00       200.00        200.00        200.00
Pressure Washing              13,600.00  13,600.00    13,600.00   13,600.00     13,600.00    13,600.00     13,600.00     13,600.00
Pest Extermination             2,100.00   2,100.00     2,100.00    2,100.00      2,100.00     2,100.00      2,100.00      2,100.00
Light Bulbs - Ext.             1,000.00   1,000.00     1,000.00    1,000.00      1,000.00     1,000.00      1,000.00      1,000.00
Sweeping - Ext.               27,000.00  27,000.00    27,000.00   27,000.00     27,000.00    27,000.00     27,000.00     27,000.00
Trash Removal                  3,700.00   3,700.00     3,700.00    3,700.00      3,700.00     3,700.00      3,700.00      3,700.00
Landscaping-Exterior          81,160.00  81,160.00    81,160.00   81,160.00     81,160.00    81,160.00     81,160.00     81,160.00
Parking Lot Striping           6,000.00   6,000.00     6,000.00    6,000.00      6,000.00     6,000.00      6,000.00      6,000.00
Retention Maintenance          1,520.00   1,520.00     1,520.00    1,520.00      1,520.00     1,520.00      1,520.00      1,520.00
Security                      12,780.00  12,780.00    12,780.00   12,780.00     12,780.00    12,780.00     12,780.00     12,780.00
Electricity - Ext./.9245      33,500.00  36,235.80    36,235.80   36,235.80     36,235.80    36,235.80     36,235.80     36,235.80
Repairs to P/L                 2,000.00   2,000.00     2,000.00    2,000.00      2,000.00     2,000.00      2,000.00      2,000.00
Signage                        2,500.00   2,500.00     2,500.00    2,500.00      2,500.00     2,500.00      2,500.00      2,500.00
Repairs Elec/Gas               9,500.00   9,500.00     9,500.00    9,500.00      9,500.00     9,500.00      9,500.00      9,500.00
Painting - Ext.                3,500.00   3,500.00     3,500.00    3,500.00      3,500.00     3,500.00      3,500.00      3,500.00
Repairs to Plumbing            7,500.00   7,500.00     7,500.00    7,500.00      7,500.00     7,500.00      7,500.00      7,500.00
Repair Com. Area Roof          3,000.00   3,000.00     3,000.00    3,000.00      3,000.00     3,000.00      3,000.00      3,000.00
Miscellaneous - Ext.           4,000.00   4,000.00     4,000.00    4,000.00      4,000.00     4,000.00      4,000.00      4,000.00
Fire Protection Insp           2,000.00   2,000.00     2,000.00    2,000.00      2,000.00     2,000.00      2,000.00      2,000.00
Fire Protection Sys/.20381     2,600.00  12,756.98    12,756.98   12,756.98     12,756.98    12,756.98     12,756.98     12,756.98
Salaries                      54,000.00  54,000.00    54,000.00   54,000.00     54,000.00    54,000.00     54,000.00     54,000.00
Maint-Outside Serv-Ext.       25,000.00  25,000.00    25,000.00   25,000.00     25,000.00    25,000.00     25,000.00     25,000.00
Outlot Contribution          (17,440.00)(17,440.00)  (17,440.00) (17,440.00)   (17,440.00)  (17,440.00)   (17,440.00)   (17,440.00)
                            ----------- --------------------------------------------------------------------------------------------
TOTAL EXPENSES               414,943.00 427,835.78   293,612.78  427,835.78    427,835.78   427,835.78    427,835.78    427,835.78
                            =========== ==========
SQUARE FEET                     263,159                   4,020       1,541         3,869          900         1,024        12,000
                            --------------------------------------------------------------------------------------------------------
TERMS                                                   PRS-10%     PRS-15%      PRS-10%      PRS-15%        PRS-15%      PRS-15%
                            --------------------------------------------------------------------------------------------------------
TENANT'S PRO-RATA SHARE                                4,485.21    2,505.31      6,290.10     1,463.19      1,664.79     19,509.23
PLUS ADMINISTRATIVE FEE                                  448.52      375.80        629.01       219.48        249.72      2,926.38
1997 CAM CHARGE (CAPS)
YEAR-TO-DATE CAP
TOTAL DUE THROUGH 12/31/97                             4,933.73    2,881.11      6,919.11     1,682.67      1,914.51     22,435.61
LESS PRIOR BILLINGS
LESS ACCRUALS
                                                   ---------------------------------------------------------------------------------
TOTAL DUE FROM (TO) TENANT                             4,933.73    2,881.11      6,919.11     1,682.67      1,914.51     22,435.61
                              ----------           =================================================================================
INSURANCE                     86,759.10
                              ---------
PROPERTY INS                  14,127.30               14,127.30   14,127.30     14,127.30    14,127.30     14,127.30     14,127.30
                              ---------
LIABILITY INS                 52,631.80               52,631.80   52,631.80     52,631.80    52,631.80     52,631.80     52,631.80
                              ---------
SQUARE FEET PROP                141,273
SQUARE FEET LIAB                263,159                   4,020       1,541         3,869          900         1,024        12,000
                                                   ---------------------------------------------------------------------------------
                                                        PRS       PRS-15%         PRS         PRS-15%       PRS-15%      PRS-15%
                                                   ---------------------------------------------------------------------------------
TENANT'S PRO-RATA SHARE                                1,206.00      462.30      1,160.70       270.00        307.20      3,600.00
PLUS ADMINISTRATIVE FEE                                    0.00       69.35          0.00        40.50         46.08        540.00
PRO-RATED OR CAPPED AMTS
LESS PRIOR PAYMENTS
                                                   ---------------------------------------------------------------------------------
TOTAL DUE FROM (TO) TENANT                             1,206.00      531.65      1,160.70       310.50        353.28      4,140.00
                             -----------           =================================================================================
CENTER TAXES                 266,438.00              266,438.00  266,438.00    266,438.00   266,438.00    266,438.00    266,438.00
                             -----------
SQUARE FEET                     266,438                   4,020       1,541         3,869          900         1,024        12,000
                                                   ---------------------------------------------------------------------------------
                                                       PRS         PRS-15%         PRS         PRS-15%       PRS-15%      PRS-15%
                                                   ---------------------------------------------------------------------------------
BASE YEAR TAX AMOUNT
TENANT'S PRO-RATA SHARE                                4,020.00    1,541.00      3,869.00       900.00      1,024.00     12,000.00
PLUS ADMINISTRATIVE FEE                                    0.00      231.15          0.00       135.00        153.60      1,800.00
PRO-RATED OR CAPPED AMTS
LESS PRIOR BILLINGS
LESS ACCRUALS
                                                   ---------------------------------------------------------------------------------
TOTAL DUE FROM (TO) TENANT                             4,020.00    1,772.15      3,869.00     1,035.00      1,177.60     13,800.00
                                                   =================================================================================
TOTAL DUE FROM (TO) TENANT                            18,159.73    5,184.90     11,948.81     3,028.17      3,445.39     40,375.61
                                                   =================================================================================


                              ====================================================================================
                                BOSTON    APPLEBY'S     FIFTH THIRD     FIRST UNION     FIRST REGAL       BOW
                               CHICKEN                     BANK             BANK        PROPERTIES       REGARDS
                                OUTLOT     OUTLOT         OUTLOT           OUTLOT         OUTLOT          CARDS
CAM EXPENSES                  ====================================================================================

Management Fees                                                                                         134,223.00
Office Supplies                                                                                             200.00
Pressure Washing                                                                                         13,600.00
Pest Extermination                                                                                        2,100.00
Light Bulbs - Ext.                                                                                        1,000.00
Sweeping - Ext.                                                                                          27,000.00
Trash Removal                                                                                             3,700.00
Landscaping-Exterior                                                                                     81,160.00
Parking Lot Striping                                                                                      6,000.00
Retention Maintenance                                                                                     1,520.00
Security                                                                                                 12,780.00
Electricity - Ext./.9245                                                                                 36,235.80
Repairs to P/L                                                                                            2,000.00
Signage                                                                                                   2,500.00
Repairs Elec/Gas                                                                                          9,500.00
Painting - Ext.                                                                                           3,500.00
Repairs to Plumbing                                                                                       7,500.00
Repair Com. Area Roof                                                                                     3,000.00
Miscellaneous - Ext.                                                                                      4,000.00
Fire Protection Insp                                                                                      2,000.00
Fire Protection Sys/.20381                                                                               12,756.98
Salaries                                                                                                 54,000.00
Maint-Outside Serv-Ext.                                                                                  25,000.00
Outlot Contribution                                                                                     (17,440.00)
                            --------------------------------------------------------------------------------------
TOTAL EXPENSES                        0.00          0.00           0.00          0.00           0.00    427,835.78

SQUARE FEET                                                                                                  3,010
                            --------------------------------------------------------------------------------------
TERMS                         Fixed at $220 Fixed at $1,250 Fixed at $600 Fixed at $600 Fixed at $1,250 PRS-15%
                            --------------------------------------------------------------------------------------
                                per month    per quarter     per quarter   per quarter   per quarter
                            ------------------------------------------------------------------------
TENANT'S PRO-RATA SHARE           2,640.00      5,000.00       2,400.00      2,400.00       5,000.00      4,893.57
                            ------------------------------------------------------------------------
PLUS ADMINISTRATIVE FEE               0.00          0.00           0.00          0.00           0.00          0.00
1997 CAM CHARGE (CAPS)
YEAR-TO-DATE CAP
TOTAL DUE THROUGH 12/31/97        2,640.00      5,000.00       2,400.00      2,400.00       5,000.00      4,893.57
LESS PRIOR BILLINGS
LESS ACCRUALS
                            --------------------------------------------------------------------------------------
TOTAL DUE FROM (TO) TENANT        2,640.00      5,000.00       2,400.00      2,400.00       5,000.00      4,893.57       330,073.60
                            ======================================================================================          110.70%
INSURANCE
PROPERTY INS                     N/A           N/A            N/A           N/A            N/A           14,127.30
LIABILITY INS                    N/A           N/A            N/A           N/A            N/A           52,631.90

SQUARE FEET PROP
SQUARE FEET LIAB                         0             0              0             0              0         3,010
                                 N/A           N/A            N/A           N/A            N/A           PRS
TENANT'S PRO-RATA SHARE               0.00          0.00           0.00          0.00           0.00        903.00
PLUS ADMINISTRATIVE FEE               0.00          0.00           0.00          0.00           0.00          0.00
PRO-RATED OR CAPPED AMTS
LESS PRIOR PAYMENTS
                            --------------------------------------------------------------------------------------
TOTAL DUE FROM (TO) TENANT            0.00          0.00           0.00          0.00           0.00        903.00        87,493.56
                            ======================================================================================          101.10%

CENTER TAXES                    266,438.00     N/A            N/A           N/A            N/A          266,438.00

SQUARE FEET                          3,279             0              0             0              0         3,010
                            --------------------------------------------------------------------------------------
                                   PRS-15%     N/A            N/A           N/A            N/A          PRS
                            --------------------------------------------------------------------------------------

BASE YEAR TAX AMOUNT                         pay own        pay own       pay own        pay own
TENANT'S PRO-RATA SHARE              3,279             0              0             0              0         3,010
PLUS ADMINISTRATIVE FEE             491.85          0.00           0.00          0.00           0.00          0.00
PRO-RATED OR CAPPED AMTS
LESS PRIOR BILLINGS
LESS ACCRUALS
                            --------------------------------------------------------------------------------------
TOTAL DUE FROM (TO) TENANT        3,770.85          0.00           0.00          0.00           0.00      3,010.00       267,811.77
                            ======================================================================================          100.52%
TOTAL DUE FROM (TO) TENANT        6,410.85      5,000.00       2,400.00      2,400.00       5,000.00      8,806.57
                            ======================================================================================

                   1997 STRAIGHT-LINE RENTS ADJUSTMENT BUDGET
                Carillon Place SC, Naples, FL Site Code #940000

====================================================================================================================================
        TENANT           UNIT #    SQ. FT.     JANUARY      FEBRUARY      MARCH       APRIL         MAY        JUNE         JULY
====================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
Winn-Dixie                5010     50,540     33,663.33    33,663.33    33,663.33   33,663.33    33,663.33   33,663.33   33,663.33
-----------------------------------------------------------------------------------------------------------------------------------
GNC                       5014      1,330      2,165.47     2,165.47     2,165.47    2,165.47     2,165.47    2,165.47    2,165.47
-----------------------------------------------------------------------------------------------------------------------------------
Papa Johns                5016      1,330      2,162.83     2,162.83     2,162.83    2,162.83     2,162.83    2,162.83    2,162.83
-----------------------------------------------------------------------------------------------------------------------------------
TJMaxx                    5018     26,250     19,140.63    19,140.63    19,140.63   19,140.63    19,140.63   19,140.63   19,140.63
-----------------------------------------------------------------------------------------------------------------------------------
Vacant                    5022     10,150                                                         9,304.17    9,304.17    9,304.17
-----------------------------------------------------------------------------------------------------------------------------------
Bow Regards Cards         5026      3,010      4,664.57     4,664.57     4,664.57    4,664.57     4,664.57    4,664.57    4,664.57
-----------------------------------------------------------------------------------------------------------------------------------
Sally Beauty              5030      1,500      2,000.00     2,000.00     2,000.00    2,000.00     2,000.00    2,000.00    2,000.00
-----------------------------------------------------------------------------------------------------------------------------------
Video Way                 5032      3,600      5,374.83     5,374.83     5,374.83    5,374.83     5,374.83    5,374.83    5,374.83
-----------------------------------------------------------------------------------------------------------------------------------
A-Z Travel                5034        900      1,338.85     1,338.85     1,338.85    1,338.85     1,338.85    1,338.85    1,338.85
-----------------------------------------------------------------------------------------------------------------------------------
TCBY                      5036      1,024      1,666.49     1,666.49     1,666.49    1,666.49     1,666.49    1,666.49    1,666.49
-----------------------------------------------------------------------------------------------------------------------------------
Carillon Cleaners         5038        918      1,579.73     1,579.73     1,579.73    1,579.73     1,579.73    1,579.73    1,579.73
-----------------------------------------------------------------------------------------------------------------------------------
Clothestime               5042      4,020      5,073.73     5,073.73     5,073.73    5,073.73     5,073.73    5,073.73    5,073.73
-----------------------------------------------------------------------------------------------------------------------------------
Supercuts                 5046      1,541      2,494.89     2,494.89     2,494.89    2,494.89     2,494.89    2,494.89    2,494.89
-----------------------------------------------------------------------------------------------------------------------------------
Coconuts Music            5048      3,869      4,513.83     4,513.83     4,513.83    4,513.83     4,513.83    4,513.83    4,513.83
-----------------------------------------------------------------------------------------------------------------------------------
Service Merchandise       5052     50,061     36,458.33    36,458.33    36,458.33   36,458.33    36,458.33   36,458.33   36,458.33
-----------------------------------------------------------------------------------------------------------------------------------
Ross                      5054     25,500     20,596.66    20,596.66    20,596.66   20,596.66    20,596.66   20,596.66   20,596.66
-----------------------------------------------------------------------------------------------------------------------------------
Circuit City              5056     21,285     18,511.50    18,511.50    18,511.50   18,511.50    18,511.50   18,511.50   18,511.50
-----------------------------------------------------------------------------------------------------------------------------------
Floral Supply Mart        5060     12,000     12,000.00    12,000.00    12,000.00   12,000.00    12,000.00   12,000.00   12,000.00
-----------------------------------------------------------------------------------------------------------------------------------
Pier 1 Imports            5062      9,112     13,613.61    13,613.61    13,613.61   13,613.61    13,613.61   13,613.61   13,613.61
-----------------------------------------------------------------------------------------------------------------------------------
Office Max                5066     23,500     21,247.92    21,247.92    21,247.92   21,247.92    21,247.92   21,247.92   21,247.92
-----------------------------------------------------------------------------------------------------------------------------------
Eckerd Drug               5070      8,719     10,696.06    10,696.06    10,696.06   10,696.06    10,696.06   10,696.06   10,696.06
-----------------------------------------------------------------------------------------------------------------------------------
Payless ShoeSource        5072      3,000      4,270.18     4,270.18     4,270.18    4,270.18     4,270.18    4,270.18    4,270.18
-----------------------------------------------------------------------------------------------------------------------------------
Boston Chicken            5088      3,279      5,432.69     5,432.69     5,432.69    5,432.69     5,432.69    5,432.69    5,432.69
-----------------------------------------------------------------------------------------------------------------------------------
Applebees                 5095      5,050      Cam Only
-----------------------------------------------------------------------------------------------------------------------------------
Fifth Third Bank          OP-D      3,400      Cam Only
-----------------------------------------------------------------------------------------------------------------------------------
First Union Bank         OPA-2      4,500      Cam Only
-----------------------------------------------------------------------------------------------------------------------------------
First Regal Properties   OPA-1      2,450      Cam Only
-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================
Total                             281,838    228,666.13   228,666.13   228,666.13  228,666.13   237,970.30  237,970.30  237,970.30
------------------------------------------------------------------------------------------------------------------------------------
Original Budget                              224,383.04   224,383.04   224,383.04  224,491.44   234,017.78  234,080.95  234,080.95
===================================================================================================================================
DIFFERENCE                                     4,283.09     4,283.09     4,283.09    4,174.69     3,952.52    3,889.35    3,889.35
===================================================================================================================================

===================================================================================================================================
Vacant Square Feet                               10,150       10,150       10,150      10,150            0           0           0
===================================================================================================================================
Total Occupied Sq. Ft.                          271,688      271,688      271,688     271,688      281,838     281,838     281,838
------------------------------------------------------------------------------------------------------------------------------------
Occupancy Rate                                   96.40%       96.40%       96.40%      96.40%      100.00%     100.00%     100.00%
------------------------------------------------------------------------------------------------------------------------------------
Vacancy Rate                                      3.60%        3.60%        3.60%       3.60%        0.00%       0.00%       0.00%
===================================================================================================================================

======================================================================================================================
        TENANT           UNIT #    SQ. FT.    AUGUST     SEPTEMBER    OCTOBER      NOVEMBER     DECEMBER       TOTAL
======================================================================================================================

----------------------------------------------------------------------------------------------------------------------
Winn-Dixie                5010     50,540    33,663.33   33,663.33   33,663.33    33,663.33    33,663.33    403,959.96
----------------------------------------------------------------------------------------------------------------------
GNC                       5014      1,330     2,165.47    2,165.47    2,165.47     2,165.47     2,165.47     25,985.64
----------------------------------------------------------------------------------------------------------------------
Papa Johns                5016      1,330     2,162.83    2,162.83    2,162.83     2,162.83     2,162.83     25,953.96
----------------------------------------------------------------------------------------------------------------------
TJMaxx                    5018     26,250    19,140.63   19,140.63   19,140.63    19,140.63    19,140.63    229,687.56
----------------------------------------------------------------------------------------------------------------------
Vacant                    5022     10,150     9,304.17    9,304.17    9,304.17     9,304.17     9,304.17     74,433.36
----------------------------------------------------------------------------------------------------------------------
Bow Regards Cards         5026      3,010     4,664.57    4,664.57    4,664.57     4,664.57     4,664.57     55,974.84
----------------------------------------------------------------------------------------------------------------------
Sally Beauty              5030      1,500     2,000.00    2,000.00    2,000.00     2,000.00     2,000.00     24,000.00
----------------------------------------------------------------------------------------------------------------------
Video Way                 5032      3,600     5,374.83    5,374.83    5,374.83     5,374.83     5,374.83     64,497.96
----------------------------------------------------------------------------------------------------------------------
A-Z Travel                5034        900     1,338.85    1,338.85    1,338.85     1,338.85     1,338.85     16,066.20
----------------------------------------------------------------------------------------------------------------------
TCBY                      5036      1,024     1,666.49    1,666.49    1,666.49     1,666.49     1,666.49     19,997.88
----------------------------------------------------------------------------------------------------------------------
Carillon Cleaners         5038        918     1,579.73    1,579.73    1,579.73     1,579.73     1,579.73     18,916.76
----------------------------------------------------------------------------------------------------------------------
Clothestime               5042      4,020     5,073.73    5,073.73    5,073.73     5,073.73     5,073.73     60,884.76
----------------------------------------------------------------------------------------------------------------------
Supercuts                 5046      1,541     2,494.89    2,494.89    2,494.89     2,494.89     2,494.89     29,938.68
----------------------------------------------------------------------------------------------------------------------
Coconuts Music            5048      3,869     4,513.83    4,513.83    4,513.83     4,513.83     4,513.83     54,165.96
----------------------------------------------------------------------------------------------------------------------
Service Merchandise       5052     50,061    36,458.33   36,458.33   36,458.33    36,458.33    36,458.33    437,499.96
----------------------------------------------------------------------------------------------------------------------
Ross                      5054     25,500    20,596.66   20,596.66   20,596.66    20,596.66    20,596.66    247,159.92
----------------------------------------------------------------------------------------------------------------------
Circuit City              5056     21,285    18,511.50   18,511.50   18,511.50    18,511.50    18,511.50    222,138.00
----------------------------------------------------------------------------------------------------------------------
Floral Supply Mart        5060     12,000    12,000.00   12,000.00   12,000.00    12,000.00    12,000.00    144,000.00
----------------------------------------------------------------------------------------------------------------------
Pier 1 Imports            5062      9,112    13,613.61   13,613.61   13,613.61    13,613.61    13,613.61    163,363.32
----------------------------------------------------------------------------------------------------------------------
Office Max                5066     23,500    21,247.92   21,247.92   21,247.92    21,247.92    21,247.92    254,975.04
----------------------------------------------------------------------------------------------------------------------
Eckerd Drug               5070      8,719    10,696.06   10,696.06   10,696.06    10,696.06    10,696.06    128,352.72
----------------------------------------------------------------------------------------------------------------------
Payless ShoeSource        5072      3,000     4,270.18    4,270.18    4,270.18     4,270.18     4,270.18     51,242.16
----------------------------------------------------------------------------------------------------------------------
Boston Chicken            5088      3,279     5,432.69    5,432.69    5,432.69     5,432.69     5,432.69     65,192.28
----------------------------------------------------------------------------------------------------------------------
Applebees                 5095      5,050                                                                         0.00
----------------------------------------------------------------------------------------------------------------------
Fifth Third Bank          OP-D      3,400                                                                         0.00
----------------------------------------------------------------------------------------------------------------------
First Union Bank         OPA-2      4,500                                                                         0.00
----------------------------------------------------------------------------------------------------------------------
First Regal Properties   OPA-1      2,450                                                                         0.00
----------------------------------------------------------------------------------------------------------------------

======================================================================================================================
Total                             281,838   237,970.30  237,970.30  237,970.30   237,970.30   237,970.30  2,818,426.92
----------------------------------------------------------------------------------------------------------------------
Original Budget                             234,120.35  234,304.48  234,378.05   234,378.05   234,378.05  2,771,379.22
======================================================================================================================
DIFFERENCE                                    3,849.95    3,665.82    3,592.25     3,592.25     3,592.25     47,047.70
======================================================================================================================

======================================================================================================================
Vacant Square Feet                                   0           0           0            0            0
======================================================================================================================
Total Occupied Sq. Ft.                         281,838     281,838     281,838      281,838      281,838
------------------------------------------------------------------------------------------------------------------p----
Occupancy Rate                                 100.00%     100.00%     100.00%      100.00%      100.00%
----------------------------------------------------------------------------------------------------------------------
Vacancy Rate                                     0.00%       0.00%       0.00%        0.00%        0.00%
======================================================================================================================

EXTRAS RECONCILIATION
AS OF 12/31/97
NAPLES, FL

                                                               ====================================================================
                                                               WINN-DIXIE  T.J. MAXX   PRO FORMA   SERVICE      ROSS       CIRCUIT
                                                                                        VACANT    MERCHANDISE               CITY
                                Actual              Adjusted   ====================================================================
CAM EXPENSES                  12/31/97     Factor   12/31/97                           245/365
Management Fees              134,223.00      1.00  134,223.00   N/A        N/A         N/A         N/A        N/A         N/A
Office Supplies                  200.00      1.00      200.00      200.00     200.00      200.00      200.00     200.00      200.00
Pressure Washing              13,600.00      1.00   13,600.00   13,600.00  13,600.00   13,600.00   13,600.00  13,600.00   13,600.00
Pest Extermination             2,100.00      1.00    2,100.00    2,100.00   2,100.00    2,100.00    2,100.00   2,100.00    2,100.00
Light Bulbs - Ext.             1,000.00      1.00    1,000.00    1,000.00   1,000.00    1,000.00    1,000.00   1,000.00    1,000.00
Sweeping - Ext.               27,000.00      1.00   27,000.00   27,000.00  27,000.00   27,000.00   27,000.00  27,000.00   27,000.00
Trash Removal                  3,700.00      1.00    3,700.00    3,700.00   3,700.00    3,700.00    3,700.00   3,700.00    3,700.00
Landscaping-Exterior          81,160.00      1.00   81,160.00   81,160.00  81,160.00   81,160.00   81,160.00  81,160.00   81,160.00
Parking Lot Striping           6,000.00      1.00    6,000.00    6,000.00   6,000.00    6,000.00    6,000.00   6,000.00    6,000.00
Retention Maintenance          1,520.00      1.00    1,520.00    1,520.00   1,520.00    1,520.00    1,520.00   1,520.00    1,520.00
Security                      12,780.00      1.00   12,780.00   12,780.00  12,780.00   12,780.00   12,780.00  12,780.00   12,780.00
Electricity - Ext./.9245      33,500.00    0.9245   36,235.80   36,235.80  36,235.80   36,235.80   36,235.80  36,235.80   N/A
Repairs to P/L                 2,000.00      1.00    2,000.00    2,000.00   2,000.00    2,000.00    2,000.00   2,000.00    2,000.00
Signage                        2,500.00      1.00    2,500.00    2,500.00   2,500.00    2,500.00    2,500.00   2,500.00    2,500.00
Repairs Elec/Gas               9,500.00      1.00    9,500.00    9,500.00   9,500.00    9,500.00    9,500.00   9,500.00    9,500.00
Painting - Ext.                3,500.00      1.00    3,500.00    3,500.00   3,500.00    3,500.00    3,500.00   3,500.00    3,500.00
Repairs to Plumbing            7,500.00      1.00    7,500.00    7,500.00   7,500.00    7,500.00    7,500.00   7,500.00    7,500.00
Repair Com. Area Roof          3,000.00      1.00    3,000.00    3,000.00   3,000.00    3,000.00    3,000.00   3,000.00    3,000.00
Miscellaneous - Ext.           4,000.00      1.00    4,000.00    4,000.00   4,000.00    4,000.00    4,000.00   4,000.00    4,000.00
Fire Protection Insp           2,000.00      1.00    2,000.00    2,000.00   2,000.00    2,000.00    2,000.00   2,000.00    2,000.00
Fire Protection Sys/.20381     2,600.00   0.20381   12,756.98   N/A        N/A         12,756.98   N/A        N/A         N/A
Salaries                      54,000.00      1.00   54,000.00   54,000.00  54,000.00   54,000.00   54,000.00  54,000.00   54,000.00
Maint-Outside Serv-Ext.       25,000.00      1.00   25,000.00   25,000.00  25,000.00   25,000.00   25,000.00  25,000.00   25,000.00
Outlot Contribution          (17,440.00)     1.00  (17,440.00) (17,440.00)(17,440.00) (17,440.00) (17,440.00)(17,440.00) (17,440.00)
                            -----------            ---------------------------------------------------------------------------------
TOTAL EXPENSES               414,943.00            427,835.78  280,855.80 280,855.80  293,612.78  280,855.80 280,855.80  244,620.00
                            ===========            ==========
SQUARE FEET                  263,159.00            263,159.00   50,540.00  26,250.00   10,150.00   50,061.00  25,500.00   21,285.00
                            --------------------------------------------------------------------------------------------------------
TERMS                                                          PRS         PRS-5%     PRORATE-15  PRS-5%     PRS-10%     PRS-10%
                            --------------------------------------------------------------------------------------------------------
TENANT'S PRO-RATA SHARE                                         53,938.69  28,016.25    7,601.44   53,427.48  27,214.81   19,785.52
PLUS ADMINISTRATIVE FEE                                              0.00   1,400.76    1,140.22    2,671.37   2,721.48    1,978.55
1997 CAM CHARGE (CAPS)
YEAR-TO-DATE CAP
TOTAL DUE THROUGH 12/31/97                                      53,938.69  29,416.01    8,741.66   56,098.85  29,936.29   21,764.07
LESS PRIOR BILLINGS
                                                                --------------------------------------------------------------------
TOTAL DUE FROM (TO) TENANT                                      53,938.69  29,416.01    8,741.66   56,098.85  29,936.29   21,764.07
PSF Charge                                                           1.07       1.12        0.86        1.12       1.17        1.02
                                                                ====================================================================
                              --------------------------------
INSURANCE                     89,806.25             89,806.25
PROPERTY INS                  10,595.48    1.8628    19737.25              19,737.25   19,737.25              19,737.25
LIABILITY INS                 59,210.78      1.00    59210.78   59,210.78  59,210.78   59,210.78   59,210.78  59,210.78   59,210.78
                              --------------------------------
SQUARE FEET PROP                141,273               141,273
SQUARE FEET LIAB                263,159               263,159      50,540     26,250      10,150      50,061     25,500      21,285
                            --------------------------------------------------------------------------------------------------------
                                                               LIAB ONLY   PRS        PRORATE-15  LIAB ONLY  PRS         LIAB ONLY
                            --------------------------------------------------------------------------------------------------------
TENANT'S PRO-RATA SHARE                                         11,371.50   7,875.03    2,043.91   11,263.73   7,650.03    4,789.13
PLUS ADMINISTRATIVE FEE                                              0.00       0.00      306.59        0.00       0.00        0.00
PRO-RATED OR CAPPED AMTS
LESS PRIOR PAYMENTS
                                                                --------------------------------------------------------------------
TOTAL DUE FROM (TO) TENANT                                      11,371.50   7,875.03    2,350.50   11,263.73   7,650.03    4,789.13
PSF Charge                                                           0.23       0.30        0.23        0.23       0.30        0.23
                                                                ====================================================================
                             ----------
CENTER TAXES                 195,733.78                        195,733.78 195,733.78  195,733.78  195,733.78 195,733.78  195,733.78
                             ----------
SQUARE FEET                     266,438                            50,540     26,250      10,150      50,061     25,500      21,285
                            --------------------------------------------------------------------------------------------------------
                                                                   PRS        PRS    PRORATE - 15    PRS         PRS         PRS
                            --------------------------------------------------------------------------------------------------------
BASE YEAR TAX AMOUNT
TENANT'S PRO-RATA SHARE                                         37,128.28  19,284.08    5,005.06   36,776.39  18,733.11   15,636.63
PLUS ADMINISTRATIVE FEE                                              0.00       0.00      750.76        0.00       0.00        0.00
PRO-RATED OR CAPPED AMTS
LESS PRIOR BILLINGS
LESS ACCRUALS
                                                                --------------------------------------------------------------------
TOTAL DUE FROM (TO) TENANT                                      37,128.28  19,284.08    5,755.81   36,776.39  18,733.11   15,636.63
                                                                     0.73       0.73        0.57        0.73       0.73        0.73
                                                                ====================================================================
TOTAL DUE FROM (TO) TENANT                                     102,438.47  56,575.12   18,548.97  104,138.97  56,319.43   42,189.83
                                                                     2.03       2.16        1.66        2.08       2.21        1.98
                                                                ====================================================================
                         Monthly Cam                             4,494.89   2,451.33      971.30    4,674.90   2,494.69    1,813.67
                         Monthly Ins                               947.63     656.25      261.17      938.64     637.50      399.09
                         Monthly Tax                             3,094.02   1,607.01      639.53    3,064.70   1,561.09    1,303.05

                            =======================================================================================================
                                        PIER 1      OFFICE MAX     ECKERD    PAYLESS          GNC        PAPA JOHNS
                                       IMPORTS                      DRUG    SHOESOURCE
                            =======================================================================================================
CAM EXPENSES
Management Fees                          N/A           N/A          N/A         N/A       134,223.00     134,223.00
Office Supplies                          200.00        200.00       200.00      200.00        200.00         200.00
Pressure Washing                      13,600.00     13,600.00    13,600.00   13,600.00     13,600.00      13,600.00
Pest Extermination                     2,100.00      2,100.00     2,100.00    2,100.00      2,100.00       2,100.00
Light Bulbs - Ext.                     1,000.00      1,000.00     1,000.00    1,000.00      1,000.00       1,000.00
Sweeping - Ext.                       27,000.00     27,000.00    27,000.00   27,000.00     27,000.00      27,000.00
Trash Removal                          3,700.00      3,700.00     3,700.00    3,700.00      3,700.00       3,700.00
Landscaping-Exterior                  81,160.00     81,160.00    81,160.00   81,160.00     81,160.00      81,160.00
Parking Lot Striping                   6,000.00      6,000.00     6,000.00    6,000.00      6,000.00       6,000.00
Retention Maintenance                  1,520.00      1,520.00     1,520.00    1,520.00      1,520.00       1,520.00
Security                              12,780.00     12,780.00    12,780.00   12,780.00     12,780.00      12,780.00
Electricity - Ext./.9245              36,235.80     36,235.80    36,235.80   36,235.80     36,235.80      36,235.80
Repairs to P/L                         2,000.00      2,000.00     2,000.00    2,000.00      2,000.00       2,000.00
Signage                                2,500.00      2,500.00     2,500.00    2,500.00      2,500.00       2,500.00
Repairs Elec/Gas                       9,500.00      9,500.00     9,500.00    9,500.00      9,500.00       9,500.00
Painting - Ext.                        3,500.00      3,500.00     3,500.00    3,500.00      3,500.00       3,500.00
Repairs to Plumbing                    7,500.00      7,500.00     7,500.00    7,500.00      7,500.00       7,500.00
Repair Com. Area Roof                  3,000.00      3,000.00     3,000.00    3,000.00      3,000.00       3,000.00
Miscellaneous - Ext.                   4,000.00      4,000.00     4,000.00    4,000.00      4,000.00       4,000.00
Fire Protection Insp                   2,000.00      2,000.00     2,000.00    2,000.00      2,000.00       2,000.00
Fire Protection Sys/20381             12,756.98        N/A          N/A         N/A        12,756.98      12,756.98
Salaries                              54,000.00     54,000.00    54,000.00   54,000.00     54,000.00      54,000.00
Maint-Outside Serv-Ext.               25,000.00     25,000.00    25,000.00   25,000.00     25,000.00      25,000.00
Outlot Contribution                  (17,440.00)   (17,440.00)  (17,440.00) (17,440.00)   (17,440.00)    (17,440.00)
                            --------------------------------------------------------------------------------------------------------
TOTAL EXPENSES                       293,612.78    280,855.80   280,855.80  280,855.80    427,835.78     427,835.78

SQUARE FEET                               9,112        23,500        8,719       3,000         1,330          1,330
                            --------------------------------------------------------------------------------------------------------
TERMS                                PRS-15%       PRS-5%       PRS-0%      PRS-10%       PRS-15%        PRS-15%
                            --------------------------------------------------------------------------------------------------------
TENANT'S PRO-RATA SHARE               10,166.48     25,080.32     9,305.33    3,201.74      2,162.27       2,162.27
PLUS ADMINISTRATIVE FEE                1,524.97      1,254.02         0.00      320.17        324.34         324.34
1997 CAM CHARGE (CAPS)
YEAR-TO-DATE CAP
TOTAL DUE THROUGH 12/31/97            11,691.45     26,334.33     9,305.33    3,521.92      2,486.61       2,486.61
LESS PRIOR BILLINGS
                            --------------------------------------------------------------------------------------------------------
TOTAL DUE FROM (TO) TENANT            11,691.45     26,334.33     9,305.33    3,521.92      2,486.61       2,486.61
PSF Charge                                 1.28          1.12         1.07        1.17          1.87           1.87
                            ========================================================================================================
INSURANCE
PROPERTY INS                          19,737.25     19,737.25    19,737.25   19,737.25     19,737.25      19,737.25
LIABILITY INS                         59,210.78     59,210.78    59,210.78   59,210.78     59,210.78      59,210.78

SQUARE FEET PROP
SQUARE FEET LIAB                          9,112        23,500        8,719       3,000         1,330          1,330
                                     PRS-15%       PRS          PRS         PRS           PRS-15%        PRS-15%
TENANT'S PRO-RATA SHARE                2,733.61      7,050.03     2,615.71      900.00        399.00         399.00
PLUS ADMINISTRATIVE FEE                  410.04          0.00         0.00        0.00         59.85          59.85
PRO-RATED OR CAPPED AMTS
LESS PRIOR PAYMENTS
                            --------------------------------------------------------------------------------------------------------
TOTAL DUE FROM (TO) TENANT             3,143.65      7,050.03     2,615.71      900.00        458.85         458.85
PSF Charge                                 0.35          0.30         0.30        0.30          0.35           0.35
                            ========================================================================================================
CENTER TAXES                         195,733.78    195,733.78   195,733.78  195,733.78    195,733.78     195,733.78

SQUARE FEET                               9,112        23,500        8,719       3,000         1,330          1,330
                            --------------------------------------------------------------------------------------------------------
                                     PRS           PRS          PRS         PRS           PRS            PRS-15%
                            --------------------------------------------------------------------------------------------------------
BASE YEAR TAX AMOUNT
TENANT'S PRO-RATA SHARE                6,693.96     17,263.84     6,405.25    2,203.89        977.06         977.06
PLUS ADMINISTRATIVE FEE                    0.00          0.00         0.00        0.00          0.00         146.58
PRO-RATED OR CAPPED AMTS
LESS PRIOR BILLINGS
LESS ACCRUALS
                            --------------------------------------------------------------------------------------------------------
TOTAL DUE FROM (TO) TENANT             6,693.96     17,263.84     6,405.25    2,203.89        977.06         977.06
                                           0.73          0.73         0.73        0.73          0.73           0.84
                            ========================================================================================================
TOTAL DUE FROM (TO) TENANT            21,529.06     50,648.21    18,326.30    6,625.82      3,922.53       4,069.08
                                           2.36          2.16         2.10        2.21          2.95           3.06
                            ========================================================================================================
                         Monthly Cam     974.29      2,194.53       775.44      293.49        207.22         207.22
                         Monthly Ins     261.97        587.50       217.98       75.00         38.15          38.15
                         Monthly Tax     557.83      1,438.65       533.77      183.66         81.42          81.42

                            ==================================================================
                                          SALLY       VIDEO WAY     CARILLON       CLOTHESTIME
                                         BEAUTY                     CLEANERS
                            ==================================================================
CAM EXPENSES
Management Fees                        134,223.00     134,223.00    134,223.00      N/A
Office Supplies                            200.00         200.00        200.00         200.00
Pressure Washing                        13,600.00      13,600.00     13,600.00      13,600.00
Pest Extermination                       2,100.00       2,100.00      2,100.00       2,100.00
Light Bulbs - Ext.                       1,000.00       1,000.00      1,000.00       1,000.00
Sweeping - Ext.                         27,000.00      27,000.00     27,000.00      27,000.00
Trash Removal                            3,700.00       3,700.00      3,700.00       3,700.00
Landscaping-Exterior                    81,160.00      81,160.00     81,160.00      81,160.00
Parking Lot Striping                     6,000.00       6,000.00      6,000.00       6,000.00
Retention Maintenance                    1,520.00       1,520.00      1,520.00       1,520.00
Security                                12,780.00      12,780.00     12,780.00      12,780.00
Electricity - Ext./.9245                36,235.80      36,235.80     36,235.80      36,235.80
Repairs to P/L                           2,000.00       2,000.00      2,000.00       2,000.00
Signage                                  2,500.00       2,500.00      2,500.00       2,500.00
Repairs Elec/Gas                         9,500.00       9,500.00      9,500.00       9,500.00
Painting - Ext.                          3,500.00       3,500.00      3,500.00       3,500.00
Repairs to Plumbing                      7,500.00       7,500.00      7,500.00       7,500.00
Repair Com. Area Roof                    3,000.00       3,000.00      3,000.00       3,000.00
Miscellaneous - Ext.                     4,000.00       4,000.00      4,000.00       4,000.00
Fire Protection Insp                     2,000.00       2,000.00      2,000.00       2,000.00
Fire Protection Sys/.20381              12,756.98      12,756.98     12,756.98      12,756.98
Salaries                                54,000.00      54,000.00     54,000.00      54,000.00
Maint-Outside Serv-Ext.                 25,000.00      25,000.00     25,000.00      25,000.00
Outlot Contribution                    (17,440.00)    (17,440.00)   (17,440.00)    (17,440.00)
                            ------------------------------------------------------------------
TOTAL EXPENSES                         427,835.78     427,835.78    427,835.78     293,612.78
                            ==================================================================
SQUARE FEET                                 1,500          3,600           918          4,020
                            ------------------------------------------------------------------
TERMS                                  PRS-15%        PRS-15%       PRS-15%        PRS-10%
                            ------------------------------------------------------------------
TENANT'S PRO-RATA SHARE                  2,438.65       5,852.77      1,492.46       4,485.21
PLUS ADMINISTRATIVE FEE                    365.80         877.92        223.87         448.52
1997 CAM CHARGE (CAPS)
YEAR-TO-DATE CAP
TOTAL DUE THROUGH 12/31/97               2,804.45       6,730.68      1,716.32       4,933.73
LESS PRIOR BILLINGS
                            ------------------------------------------------------------------
TOTAL DUE FROM (TO) TENANT               2,804.45       6,730.68      1,716.32       4,933.73
PSF Charge                                   1.87           1.87          1.87           1.23
                            ==================================================================
INSURANCE
PROPERTY INS                            19,737.25      19,737.25     19,737.25      19,737.25
LIABILITY INS                           59,210.78      59,210.78     59,210.78      59,210.78

SQUARE FEET PROP
SQUARE FEET LIAB                            1,500          3,600           918          4,020
                            ------------------------------------------------------------------
                                       PRS            PRS-15%       PRS-15%        PRS
                            ------------------------------------------------------------------
TENANT'S PRO-RATA SHARE                    450.00       1,080.00        275.40       1,206.00
PLUS ADMINISTRATIVE FEE                      0.00         162.00         41.31           0.00
PRO-RATED OR CAPPED AMOUNTS
LESS PRIOR PAYMENTS
                            ------------------------------------------------------------------
TOTAL DUE FROM (TO) TENANT                 450.00       1,242.01        316.71       1,206.00
PSF Charge                                   0.30           0.35          0.35           0.30
                            ==================================================================
CENTER TAXES                           195,733.78     195,733.78    195,733.78     195,733.78

SQUARE FEET                                 1,500          3,600           918          4,020
                            ------------------------------------------------------------------
                                       PRS            PRS-15%       PRS-15%        PRS
                            ------------------------------------------------------------------
BASE YEAR TAX AMOUNT
TENANT'S PRO-RATA SHARE                  1,101.95       3,041.37        775.55       2,953.22
PLUS ADMINISTRATIVE FEE                      0.00         396.70        101.16           0.00
PRO-RATED OR CAPPED AMTS
LESS PRIOR BILLINGS
LESS ACCRUALS
                            ------------------------------------------------------------------
TOTAL DUE FROM (TO) TENANT               1,101.95       2,041.37        775.55       2,953.22
                                             0.73           0.84          0.84           0.73
                            ==================================================================
TOTAL DUE FROM (TO) TENANT               4,356.40      11,014.06      2,808.59       9,092.96
                                             2.90           3.06          3.06           2.26
                            ==================================================================
                         Monthly Cam       233.70         560.89        143.03         411.14
                         Monthly Ins        37.50         103.50         26.39         100.50
                         Monthly Tax        91.83         253.45         64.63         246.10

Winn-Dixie - pays CAM monthly based on actual CAM costs.
Boston Chicken - Tenant pays a fixed $200 per month for CAM and $25 per month for electric expense.

EXTRAS RECONCILIATION
AS OF 12/31/97
NAPLES, FL


                                                                 ==================================================================
                                                                 SUPERCUTS      COCONUTS      A - Z         TCBY         FLORAL
                                                                                  MUSIC       TRAVEL                  SUPPLY MART
                                Actual              Adjusted
CAM EXPENSES                  12/31/97     Factor   12/31/97     ==================================================================
Management Fees              134,223.00      1.00  134,223.00   134,223.00    134,223.00   134,223.00    134,223.00    134,223.00
Office Supplies                  200.00      1.00      200.00       200.00        200.00       200.00        200.00        200.00
Pressure Washing              13,600.00      1.00   13,600.00    13,600.00     13,600.00    13,600.00     13,600.00     13,600.00
Pest Extermination             2,100.00      1.00    2,100.00     2,100.00      2,100.00     2,100.00      2,100.00      2,100.00
Light Bulbs - Ext.             1,000.00      1.00    1,000.00     1,000.00      1,000.00     1,000.00      1,000.00      1,000.00
Sweeping - Ext.               27,000.00      1.00   27,000.00    27,000.00     27,000.00    27,000.00     27,000.00     27,000.00
Trash Removal                  3,700.00      1.00    3,700.00     3,700.00      3,700.00     3,700.00      3,700.00      3,700.00
Landscaping-Exterior          81,160.00      1.00   81,160.00    81,160.00     81,160.00    81,160.00     81,160.00     81,160.00
Parking Lot Striping           6,000.00      1.00    6,000.00     6,000.00      6,000.00     6,000.00      6,000.00      6,000.00
Retention Maintenance          1,520.00      1.00    1,520.00     1,520.00      1,520.00     1,520.00      1,520.00      1,520.00
Security                      12,780.00      1.00   12,780.00    12,780.00     12,780.00    12,780.00     12,780.00     12,780.00
Electricity - Ext./.9245      33,500.00    0.9245   36,235.80    36,235.80     36,235.80    36,235.80     36,235.80     36,235.80
Repairs to P/L                 2,000.00      1.00    2,000.00     2,000.00      2,000.00     2,000.00      2,000.00      2,000.00
Signage                        2,500.00      1.00    2,500.00     2,500.00      2,500.00     2,500.00      2,500.00      2,500.00
Repairs Elec/Gas               9,500.00      1.00    9,500.00     9,500.00      9,500.00     9,500.00      9,500.00      9,500.00
Painting - Ext.                3,500.00      1.00    3,500.00     3,500.00      3,500.00     3,500.00      3,500.00      3,500.00
Repairs to Plumbing            7,500.00      1.00    7,500.00     7,500.00      7,500.00     7,500.00      7,500.00      7,500.00
Repair Com. Area Roof          3,000.00      1.00    3,000.00     3,000.00      3,000.00     3,000.00      3,000.00      3,000.00
Miscellaneous - Ext.           4,000.00      1.00    4,000.00     4,000.00      4,000.00     4,000.00      4,000.00      4,000.00
Fire Protection Insp           2,000.00      1.00    2,000.00     2,000.00      2,000.00     2,000.00      2,000.00      2,000.00
Fire Protection Sys/20381     2,600.00    0.20381   12,756.98    12,756.98     12,756.98    12,756.98     12,756.98     12,756.98
Salaries                      54,000.00      1.00   54,000.00    54,000.00     54,000.00    54,000.00     54,000.00     54,000.00
Maint-Outside Serv-Ext.       25,000.00      1.00   25,000.00    25,000.00     25,000.00    25,000.00     25,000.00     25,000.00
Outlot Contribution          (17,440.00)     1.00  (17,440.00)  (17,440.00)   (17,440.00)  (17,440.00)   (17,440.00)   (17,440.00)
                            -----------            ---------------------------------------------------------------------------------
TOTAL EXPENSES               414,943.00            427,835.78   427,835.78    427,835.78   427,835.78    427,835.78    427,835.78
                            ===========            ==========
SQUARE FEET                     263,159               263,159        1,541         3,869          900         1,024        12,000
                            --------------------------------------------------------------------------------------------------------
TERMS                                                              PRS-15%      PRS-10%      PRS-15%        PRS-15%      PRS-15%
                            --------------------------------------------------------------------------------------------------------
TENANT'S PRO-RATA SHARE                                           2,505.31      6,290.10     1,463.19      1,664.79     19,509.23
PLUS ADMINISTRATIVE FEE                                             375.80        629.01       219.48        249.72      2,926.38
1997 CAM CHARGE (CAPS)
YEAR-TO-DATE CAP
TOTAL DUE THROUGH 12/31/97                                        2,881.11      6,919.11     1,682.67      1,914.51     22,435.61
LESS PRIOR BILLINGS
                                                                --------------------------------------------------------------------
TOTAL DUE FROM (TO) TENANT                                        2,881.11      6,919.11     1,682.67      1,914.51     22,435.61
PSF Charge                                                            1.87          1.79         1.87          1.87          1.87
                              -------------------------------   ====================================================================
INSURANCE                     69,806.25             89,806.25
PROPERTY INS                  10,595.48    1.8628   19,737.25    19,737.25     19,737.25    19,737.25     19,737.25     19,737.25
LIABILITY INS                 59,210.78      1.00   59,210.78    59,210.78     59,210.78    59,210.78     59,210.78     59,210.78
                              -------------------------------
SQUARE FEET PROP             141,273.00             141,273
SQUARE FEET LIAB             263,159.00             263,159       1,541.00      3,869.00       900.00      1,024.00     12,000.00
                                                                --------------------------------------------------------------------
                                                                 PRS-15%       PRS          PRS-15%       PRS-15%       PRS-15%
                                                                --------------------------------------------------------------------
TENANT'S PRO-RATA SHARE                                             462.30      1,160.70       270.00        307.20      3,600.01
PLUS ADMINISTRATIVE FEE                                              69.35          0.00        40.50         46.08        540.00
PRO-RATED OR CAPPED AMOUNTS
LESS PRIOR PAYMENTS
                                                                --------------------------------------------------------------------
TOTAL DUE FROM (TO) TENANT                                          531.65      1,160.70       310.50        353.28      4,140.02
PSF Charge                                                            0.35          0.30         0.35          0.35          0.35
                             -----------                        ====================================================================
CENTER TAXES                 195,733.78                         195,733.78    195,733.78   195,733.78    195,733.78    195,733.78
                             -----------
SQUARE FEET                     266,438                              1,541         3,869          900         1,024        12,000
                                                                --------------------------------------------------------------------
                                                                 PRS-15%       PRS          PRS-15%       PRS-15%       PRS-15%
                                                                --------------------------------------------------------------------
BASE YEAR TAX AMOUNT
TENANT'S PRO-RATA SHARE                                           1,132.07      2,842.29       661.17        752.26      8,815.58
PLUS ADMINISTRATIVE FEE                                             169.81          0.00        99.18        112.84      1,322.34
PRO-RATED OR CAPPED AMTS
LESS PRIOR BILLINGS
LESS ACCRUALS
                                                                --------------------------------------------------------------------
TOTAL DUE FROM (TO) TENANT                                        1,301.88      2,842.29       760.34        865.10     10,137.92
                                                                      0.84          0.73         0.84          0.84          0.84
                                                                ====================================================================
TOTAL DUE FROM (TO) TENANT                                        4,714.63     10,922.10     2,753.52      3,132.89     36,713.55
                                                                      3.06          2.82         3.06          3.06          3.06
                                                                ====================================================================
                         Monthly Cam                                240.09        576.59       140.22        159.54      1,869.63
                         Monthly Ins                                 44.30         96.73        25.88         29.44        345.00
                         Monthly Tax                                108.49        236.86        63.36         72.09        844.83


                              =====================================================================================
                                BOSTON    APPLEBY'S     FIFTH THIRD     FIRST UNION     FIRST REGAL       BOW
                               CHICKEN                     BANK             BANK        PROPERTIES       REGARDS
                                OUTLOT     OUTLOT         OUTLOT           OUTLOT         OUTLOT          CARDS
CAM EXPENSES                  =====================================================================================
Management Fees                                                                                         134,223.00
Office Supplies                                                                                             200.00
Pressure Washing                                                                                         13,600.00
Pest Extermination                                                                                        2,100.00
Light Bulbs - Ext.                                                                                        1,000.00
Sweeping - Ext.                                                                                          27,000.00
Trash Removal                                                                                             3,700.00
Landscaping-Exterior                                                                                     81,160.00
Parking Lot Striping                                                                                      6,000.00
Retention Maintenance                                                                                     1,520.00
Security                                                                                                 12,780.00
Electricity - Ext./.9245                                                                                 36,235.80
Repairs to P/L                                                                                            2,000.00
Signage                                                                                                   2,500.00
Repairs Elec/Gas                                                                                          9,500.00
Painting - Ext.                                                                                           3,500.00
Repairs to Plumbing                                                                                       7,500.00
Repair Com. Area Roof                                                                                     3,000.00
Miscellaneous - Ext.                                                                                      4,000.00
Fire Protection Insp                                                                                      2,000.00
Fire Protection Sys/20381                                                                                12,756.98
Salaries                                                                                                 54,000.00
Maint-Outside Serv-Ext.                                                                                  25,000.00
Outlot Contribution                                                                                     (17,440.00)
                            --------------------------------------------------------------------------------------
TOTAL EXPENSES                        0.00          0.00           0.00          0.00           0.00    427,835.78

SQUARE FEET                                                                                               3,010.00
                            --------------------------------------------------------------------------------------
TERMS                         Fixed at $220 Fixed at $1,250 Fixed at $600 Fixed at $600 Fixed at $1,250    PRS-15%
                            --------------------------------------------------------------------------------------
                                per month.  per quarter.   per quarter.  per quarter.   per quarter.
TENANT'S PRO-RATA SHARE           2,640.00      5,000.00       2,400.00      2,400.00       5,000.00      4,893.57
PLUS ADMINISTRATIVE FEE               0.00          0.00           0.00          0.00           0.00          0.00
1997 CAM CHARGE (CAPS)
YEAR-TO-DATE CAP
TOTAL DUE THROUGH 12/31/97        2,640.00      5,000.00       2,400.00      2,400.00       5,000.00      4,893.57
LESS PRIOR BILLINGS
                            ---------------------------------------------------------------------------------------
TOTAL DUE FROM (TO) TENANT        2,640.00      5,000.00       2,400.00      2,400.00       5,000.00      4,893.57       330,073.60
PSF Charge                            0.81          0.99           0.71          0.53           2.04          1.63
                            ======================================================================================          110.70%
INSURANCE
PROPERTY INS                     N/A            N/A           N/A            N/A           N/A           19,737.25
LIABILITY INS                    N/A            N/A           N/A            N/A           N/A           59,210.78

SQUARE FEET PROP
SQUARE FEET LIAB                         0             0              0             0              0         3,010
                            --------------------------------------------------------------------------------------
                                 N/A            N/A           N/A            N/A           N/A           PRS
                            --------------------------------------------------------------------------------------
TENANT'S PRO-RATA SHARE               0.00          0.00           0.00          0.00           0.00        903.00
PLUS ADMINISTRATIVE FEE               0.00          0.00           0.00          0.00           0.00          0.00
PRO-RATED OR CAPPED AMOUNTS
LESS PRIOR PAYMENTS
                            --------------------------------------------------------------------------------------
TOTAL DUE FROM (TO) TENANT            0.00          0.00           0.00          0.00           0.00        903.00        70,540.89
PSF Charge                            0.00          0.00           0.00          0.00           0.00          0.30
                            ======================================================================================          101.05%
CENTER TAXES                    195,733.78      N/A           N/A            N/A           N/A          195,733.78

SQUARE FEET                          3,279             0              0             0              0         3,010
                            --------------------------------------------------------------------------------------
                                 PRS-15%        N/A           N/A            N/A           N/A           PRS
                            --------------------------------------------------------------------------------------
BASE YEAR TAX AMOUNT                          pay own       pay own        pay own       pay own
TENANT'S PRO-RATA SHARE           2,406.86          0.00           0.00          0.00           0.00      2,211.24
PLUS ADMINISTRATIVE FEE             361.33          0.00           0.00          0.00           0.00          0.00
PRO-RATED OR CAPPED AMTS
LESS PRIOR BILLINGS
LESS ACCRUALS
                            --------------------------------------------------------------------------------------
TOTAL DUE FROM (TO) TENANT        2,770.19          0.00           0.00          0.00           0.00      2,211.24       196,742.99
                                      0.84          0.00           0.00          0.00           0.00          0.73
                            ======================================================================================          100.52%
TOTAL DUE FROM (TO) TENANT        5,410.19      5,000.00       2,400.00      2,400.00       5,000.00      8,007.81
                                      1.65          0.99           0.71          0.53           2.04          2.68       597,357.49
                            ======================================================================================
                       Monthly Cam  220.00        416.67         200.00        200.00         416.67        407.80
                       Monthly Ins    0.00          0.00           0.00          0.00           0.00         75.25
                       Monthly Tax  230.85          0.00           0.00          0.00           0.00        184.27

                                  CARILLON PLACE

                                LEASING OVERVIEW

            Tenant                      Sq. Ft.  Rent/Sq. Ft.    Term           Comments
            ------                      -------  ------------    ----           --------

First Quarter New Leasing Activity

T.J. Maxx (expansion)                    6,650      $10.86     12 years   7.5% step every 5 years
Dollar Tree                              3,500      $15.00      5 years

Current Prospects

Dominos Pizza                            1,330      $20.0O      5 years
Tropical Storm (tourist shop).             918      $15.00      3 years

COMMUNITY CENTER PORTFOLIO
SALES ANALYSIS

                                                        FY 1996         FY 1995          %
        Location                    Anchor           Sales / Sq.Ft.  Sales / Sq.Ft.   Change
        --------                    ------           --------------  --------------   ------
Carillon Place:             OfficeMax                     $296            N/A              -
Naples, FL                  Winn-Dixie                    $249            $234           6%
                            T.J Maxx                      $189            $181           4%
                            Ross Dress for Less           $189            $182           4%

Carmel Mountain Plaza:      Circuit City                  $410             N/A             -
 San Diego, CA              Barnes & Noble                $267            $250           7%
                            Michaels                      $143            $140           2%
                            Kmart                         $110             $97          13%

Fairfax Towne Center:       Safeway Stores                $340             N/A             -
 Fairfax, VA                Bed Bath & Beyond             $135            $138          -3%
                            Zany Brainy                   $132            $133          -1%
                            T.J.Maxx                      $129             N/A             -

Broadway Marketplace:       Sam's Club                    $335            $341          -2%
 Denver, CO                 Kmart                         $150            $136          10%

Woodfield Village Green:    Nordstrom Rack                $488            $458           5%
 Schaumburg, IL             Old Navy                      $441             N/A             -
                            Container Store               $245             N/A             -
                            Marshalls                     $213            $195           9%
                            OfficeMax                     $210             N/A             -
                            Sports Authority              $205            $195           7%
                            Builder's Square              $110             N/A             -
New Hope Commons:
Durham, NC                  Old Navy                      $410             N/A             -
                            Barnes & Noble                $237             N/A             -
                            Linen N' Things               $184   *         N/A             -
                            Michaels                      $169             N/A             -

Town Center Prado:
  Marietta, GA              Publix                        $277             N/A            -
                            Barnes & Noble                $184             N/A            -
                            The Shoe Sport                $149             N/A            -
                            Zany Brainy                   $138             N/A            -
Independence Commons:
  Independence, MO          American Multi-Cinema         $132             N/A            -
                            Rhodes Furniture              $125  *          N/A            -

Perimeter Pointe:
  Atlanta,GA                SteinMart                     $121             N/A            -
                            HomePlace                     $119             N/A            -

Shoppers World:
  Framingham, MA            Toys R' Us                    $391             $367     *   6%
                            Barnes & Noble                $237             N/A            -
                            Macy's Furniture              $185             $166     *  11%
                            Linen N' Things               $178  *          N/A            -
                            The Sports Authority          $174             N/A            -
                            General Cinema Theatres       $121             N/A            -
*Twelve Months Annualized

[GRAPHIC OMITTED]

Map

**********-CONFIDENTIAL-************ DATE NOV-14-1995 ****** TIME 17:54 *** F.01

MODE = TRANSMISSION           START-NOV-14 17:46              END-NOV-14 17:54

NO.    COM  ABBR/NTWK     STATION NAME/      PAGES   PRG.NO.  PROGRAM NAME
                          TELEPHONE NO.

001    OK                  13129939767       017

                                                   -DENBY & GAMMERMAN P.C. -

*********(FAX-950  V1.35)** -         -**** -      516 261 4133-****************

                               A.L.T.A. COMMITMENT
                         CHICAGO TITLE INSURANCE COMPANY
                                   SCHEDULE A

Office File Number       Effective Date           Commitment Number

PC100925 REVISED         October 13, 1995         FL-Q15-10-100928 4th REVISED
                         at 8:00 a.m.

1.    Policy or Policies to be issued:

      ALTA OWNER'S POLICY, Form B
      (amended 10/17/92):                                    $25,000,000
      Proposed Insured:

      COMMUNITY CENTERS ONE L.L.C., a Delaware Limited Liability Company

      ALTA LOAN POLICY
      (amended 10/17/92):                                    $
      Proposed Insured:

      Lehman Brother Holdings Inc., d/b/a Lehman Capital, a division of Lehman Brothers Holdings Inc., its successors and/or assigns.

2. The estate or interest in the land described or referred to in this Commitment and covered herein is a fee simple, and title thereto is at the effective date hereof vested in:

3.    The Land is described as follows:

      PARCEL 1:

      TRACTS B, D, and G of the plat of CARILLON, according to the plat recorded in Plat Book 21, pages 59-61, Public Records of Collier County, Florida.

      PARCEL 2:

      Part of Tract B of the plat of Carillon, according to the plat recorded in Plat Book 21, Pages 59-61, Public Records of Collier County, Florida, described as follows:

      Beginning at the Northwest corner of said Tract "E"; thence along the Northerly boundary of said Tract "E"; North 88 degrees 50'18" East 6.50 feet; thence leaving said boundary, South 43 degrees 50'18" West 9.19 feet to the Westerly boundary of said Tract "E"; thence along said boundary, North 01 degrees 09'42" West 6.50 feet to the Point of Beginning of the parcel herein described.

      Bearings are assumed and based on the West line of said Tract "E", being North 01 degrees 09'42" West.


      Note: This Commitment consists of insert pages labeled in Schedule A, Schedule B-Section 1, and Schedule B-Section 2. This Commitment is of no force and effect unless all schedules are included, along with any Rider pages incorporated by reference in the insert pages.

                               A.L.T.A. COMMITMENT
                         CHICAGO TITLE INSURANCE COMPANY
                              SCHEDULE A, continued

Commitment Number   FL-Q15-10-100928

      PARCEL 3:

      Non-exclusive easement to use the Stormwater Management System for the benefit of Parcel 1 created by the Reciprocal Easement Agreement recorded in Official Records Book 1849, page 2231, Public Records of Collier County, Florida, over, across and under that portion of Tract A of the Plat of Carillon, according to the plat thereof recorded in Plat Book 21, page 59, Public Records of Collier County, Florida, designated as a drainage easement.

      PARCEL 4:

      Non-exclusive easement for ingress and egress and utilities for the benefit of Parcel 1 created by the Reciprocal Easement Agreement recorded in O.R. Book 1898, Page 1390, Public Records of Collier County, Florida, over, across and within that portion of Tract F of the plat of Carillon, according to the plat thereof recorded in Plat Book 21, page 59, Public Records of Collier County, Florida, described therein.

      PARCEL 5:

      Non-exclusive easement for ingress and egress and utilities for the benefit of Parcel 1 created by the Reciprocal Easement Agreement recorded in O.R. Book 1985, Page 535, Public Records of Collier County, Florida, over, across and within that portion of Tract C-1 of Carillon Tract "C" Replat, according to the plat thereof recorded in Plat Book 23, page 69, Public Records of Collier County, Florida, described therein.

      PARCEL 6:

      Non-exclusive easement for ingress and egress and utilities for the benefit of Parcel 1 created by the Reciprocal Easement Agreement recorded in O.R. Book 2006, Page 1256, Public Records of Collier County, Florida, over, across and within that portion of Tract C-2 of Carillon Tract "C" Replat, according to the plat thereof recorded in Plat Book 23, page 69, Public Records of Collier County, Florida, described therein.


      Note: This Commitment consists of insert pages labeled in Schedule A, Schedule B-Section 1, and Schedule B-Section 2. This Commitment is of no force and effect unless all schedules are included, along with any Rider pages incorporated by reference in the insert pages.

                               A.L.T.A. COMMITMENT
                         CHICAGO TITLE INSURANCE COMPANY
                              SCHEDULE A, continued

Commitment Number   FL-Q15-10-100928

      PARCEL 7:

      Non-exclusive easement for ingress and egress and utilities for the benefit of Parcel 1 created by the Reciprocal Easement Agreement recorded in O.R. Book 2028, Page 2022, Public Records of Collier County, Florida, over, across and within the portion of Tract E of the plat of Carillon, according to the plat thereof recorded in Plat Book 21, page 59, Public Records of Collier County, Florida, described therein.


      Note: This Commitment consists of insert pages labeled in Schedule A, Schedule B-Section 1, and Schedule B-Section 2. This Commitment is of no force and effect unless all schedules are included, along with any Rider pages incorporated by reference in the insert pages.

                               A.L.T.A. COMMITMENT
                         CHICAGO TITLE INSURANCE COMPANY
                             SCHEDULE B - SECTION 1

Commitment Number FL-Q15-10-100928 4th Revised
I #1-7 deleted R. Carlucci CTI

                               A.L.T.A. COMMITMENT
                         CHICAGO TITLE INSURANCE COMPANY
                             SCHEDULE B - SECTION 2

Commitment Number   FL-Q15-10-100928 4th REVISED

II. Schedule E of the policy or policies to be issued will contain exceptions to the following matters unless the same are disposed of to the satisfaction of the Company.

      1.    [DELETED]

      2.    Standard Exceptions:

            a.    [DELETED]

            b.    [DELETED]

            c.    [DELETED]

            d.    [DELETED]

            e.    [DELETED]

            f.    [DELETED]

            g. Taxes for the year 1996 and subsequent years which are not yet due and payable (loan only)

                  Folio #25500000750 for Tract B;

                  Folio #25500000909 for Tract D;

                  Folio #25500001050 for Tract G;

                  Folio #25500000967 for that portion of Tract E described in Schedule A.

      3.    [DELETED]


      Note: On loan policies, junior and subordinate matters, if any, will not be reflected in Schedule B.

                               A.L.T.A. COMMITMENT
                         CHICAGO TITLE INSURANCE COMPANY
                             SCHEDULE B - SECTION 2

      4. Standard exceptions (a) and (d) may be removed upon receipt of a satisfactory affidavit-indemnity from the party shown in title and in possession stating who is in possession of the lands and whether there are improvements being made at date of commitment or contemplated to commence prior to the date of closing which will not have been paid for in full prior to the closing.

      5. Agreement between Wallace L. Lewis, Jr., Homart Community Centers, Inc., and Marian H. Gerace, Trustee, recorded in Official Records Book 1841, page 2315, Public Records of Collier County, Florida.

      6. Reciprocal Easement Agreement between Homart Community Centers, Inc., and Wallace L. Lewis, Jr., recorded in Official Records Book 1849, page 2231, Public Records of Collier County, Florida.

      7. Reciprocal Easement Agreement between Homart Development Co., and Fifth Third Trust Co., and Savings Bank, FSB, recorded in Official Records Book 1898, page 1390, Public Records of Collier County, Florida.

      8. Memorandum of Lease Agreement between Homart Development Co., and Circuit City Stores, Inc., recorded in Official Records Book 1883, page 2265, Public Records of Collier County, Florida.

      9. Short Form Lease between Homart Community Centers, Inc., and Jack Eckard Corporation, recorded in Official Records Book 1860, page 534, Public Records of Collier County, Florida.

      10. Short Form Lease between Homart Community Centers, Inc., and Winn-Dixie Stores, Inc., recorded in Official Records Book 1871, page 117, Public Records of Collier County, Florida.

      11. Memorandum of Lease between Homart Development Co., as successor by merger to Homart Community Centers, Inc., and Ross Stores, Inc., recorded in Official Records Book 1896, page 285, Public Records of Collier County, Florida.

      12. Conveyance of Utility Facilities to Board of County Commissioners of Collier County, recorded in Official Records Book 1920, page 751, Public Records of Collier County, Florida.

      13. Oil, gas and mineral rights reserved to previous owner of the fee simple title to lands insured herein, as evidenced by that certain instrument, as recorded in Official Records Book 1841, page 2313, Public Records of Collier County, Florida.

      14. Landscape Buffer Easement as shown on the plat of Carillon recorded in Plat Book 21, page 59, Public Records of Collier County, Florida.

      15. Water easement as shown on the Plat of Carillon recorded in Plat Book 21, page 59, Public Records of Collier County, Florida.


      Note: On loan policies, junior and subordinate matters, if any, will not be reflected in Schedule B.

                               A.L.T.A. COMMITMENT
                         CHICAGO TITLE INSURANCE COMPANY
                        SCHEDULE B - SECTION 2, continued

Commitment Number   FL-Q15-10-100928 4th REVISED

      16.   DELETED

      17. Easement granted to Florida Power and Light by instrument recorded in Official Records Book 1966, page 1642, Public Records of Collier County, Florida.

      18. Easement granted to United Telephone Company by instrument recorded in Official Records Book 1971, page 376, Public Records of Collier County, Florida.

      19. Perpetual access road easement granted to South Florida Water management District by instrument recorded in Official Records Book 1975, page 1580, Public Records of Collier County, Florida.

      20.   DELETED

      21. Lease between Homart Development Co., and Payless Shoesource, Inc., recorded in Official Records Book 1944, page 1620, Public Records of Collier County, Florida.

      22. Reciprocal Easement Agreement by and between Homart Development Co., and First Union National Bank of Florida, a national banking association, dated September 14, 1994, recorded September 14, 1994 in Official Records Book 1985, page 535, Public Records of Collier County, Florida.

      23. Reciprocal Easement Agreement by and between Homart Development Co., and Carillon Fuels, Inc., recorded in Official Records Book 2006, page 1256, Public Records of Collier County, Florida.

      24. Rights of tenants, as tenants only, under unrecorded leases set forth on attached rent roll.

      25. Reciprocal Easement Agreement, recorded in O.R. Book 2028, page 2022, Public Records of Collier County, Florida.

      26. Claim of Lien in favor of Grahams's Plastering, Inc., recorded in O.R. Book 1923, page 1573, and Amended Claim of Lien recorded in O.R. Book 1968, page 1555, Public Records of Collier County, Florida.

            NOTE: An action to foreclose said lien was filed in Case No. 94-4210 Circuit Court of Collier County. A Notice of Lis Pendens recorded in O.R. Book 1999, page 2343 and amended Lis Pendens was recorded in O.R. Book 2057, page 1919, Public Records of Collier County, Florida.


      Note: On loan policies, junior and subordinate matters, if any, will not be reflected in Schedule B.

                               A.L.T.A. COMMITMENT
                         CHICAGO TITLE INSURANCE COMPANY
                        SCHEDULE B - SECTION 2, continued

Commitment Number   FL-Q15-10-100928 4th REVISED

      26A. Claim of Lien in favor of CCS of Sarasota, Inc., recorded in O.R. Book 1920, page 920, Public Records of Collier County, Florida.

            NOTE: A cross claim to foreclose said lien was filed in Case No. 94-4210 Circuit Court of Collier County. A Notice of Lis Pendens recorded in O.R. Book 2034, page 271, Public Records of Collier County, Florida.

      27. Claim of Lien in favor of Pete's Electric Service, Inc., recorded in O.R. Book 1960, page 2038, Public Records of Collier County, Florida.

            NOTE: An action to foreclose said Lien was filed in Case No. 94-1516CA Circuit Court for Collier County. A Notice of Lis Pendens recorded in O.R. Book 2050, page 72, Public Records of Collier County, Florida.

      28. Survey prepared by Wilson, Miller, Barton & Peek, Inc., dated October 18, 1995 under File No. 4G-1095 discloses the following:

            a. Six foot high by 0.60 wide block wall encroachment along the easterly boundary line to the south of the drainage easement.

            b. Unrecorded easements as disclosed by storm drains, water valves, manhole covers, electric boxes, FPL box, etc., that are located on the lands and not located within the easements on the survey.

            NOTE:

            THE COMPANY HEREBY INSURES THE INSURED AGAINST ANY LOSS SUSTAINED OR INCURRED BY THE INSURED BY REASON OF THE ENFORCEMENT OF THE LIEN EXCEPTED AT NUMBER(S) 26, 26A, 27 OF SCHEDULE "B" SO AS TO SECURE FULL OR PARTIAL SATISFACTION THEREOF OUT OF THE LAND DESCRIBED IN SCHEDULE "A" AS A LIEN ENCUMBERING OR HAVING PRIORITY OVER THE ESTATE OR MORTGAGE INSURED BY THIS POLICY, TOGETHER WITH THE ENFORCEMENT OF ANY SUBSEQUENTLY FILED LIEN WHICH MIGHT RELATE BACK TO THE AFORENOTED EXCEPTION NUMBER(S) AS A LIEN ENCUMBERING OR HAVING PRIORITY OVER THE ESTATE OR MORTGAGE INSURED BY THIS POLICY, AS WELL AS SUCH COSTS, ATTORNEYS' FEES AND EXPENSES IN DEFENSE AGAINST SUCH ENCUMBRANCE AS PROVIDED IN THE CONDITIONS AND STIPULATIONS OF THIS POLICY.

      29. Taxes for the year 1995 which are due and payable, but not yet delinquent (owner only).

      30. Taxes for the year 1996 and subsequent years which are not yet due and payable (owner only).

                                   [DELETED]

                        ADDITIONAL SCHEDULE B EXCEPTIONS
                              (Lehman Loan Policy)

            [DELETE]

            ASSIGNMENT OF LEASES AND RENTS DATED _________________, 1995 GIVEN BY COMMUNITY CENTERS ONE L.L.C., A DELAWARE LIMITED LIABILITY COMPANY TO LEHMAN BROTHERS HOLDINGS INC., D/B/A LEHMAN CAPITAL, A DIVISION OF LEHMAN BROTHERS HOLDINGS INC., RECORDED
            _________________, 1995, AS/IN _________________.

            UCC FIXTURE FILING LISTING COMMUNITY CENTERS ONE L.L.C., A DELAWARE LIMITED LIABILITY COMPANY, AS DEBTOR AND LEHMAN BROTHERS HOLDINGS INC., D/B/A LEHMAN CAPITAL, A DIVISION OF LEHMAN BROTHERS HOLDINGS INC., AS SECURED PARTY, RECORDED _________________, 1995, AS/IN
            _________________.

                                   ENDORSEMENT
                             Attached to Policy No.
                                FL-015-10-100928

                                    Issued by
                         CHICAGO TITLE INSURANCE COMPANY

The Company insures the owner of the indebtedness secured by the insured mortgage against loss or damage sustained by reason of:

      1.    Any incorrectness in the assurance that, at Date of Policy:

            (a) There are no covenants, conditions or restrictions under which the lien of the mortgage referred to in Schedule A can be divested, subordinated or extinguished, or its validity, priority or enforceability impaired.

            (b)   Unless expressly excepted in Schedule B:

                  (1) There are no present violations on the land of any enforceable covenants, conditions or restrictions, nor do any existing improvements on the land violate any building setback lines shown on a plat of subdivision recorded or filed in the public records.

                  (2) Any instrument referred to in Schedule B as containing covenants, conditions or restrictions on the land does not, in addition, (i) establish an easement on the land;
                        (ii) provide a lien for liquidated damages; (iii) provide for a private charge or assessment; (iv) provide for an option to purchase, a right of first refusal or the prior approval of a future purchaser or occupant.

                  (3) There is no encroachment of existing improvements located on the land onto adjoining land, nor any encroachment onto the land of existing improvements located on adjoining land.

                  (4) There is no encroachment of existing improvements located on the land onto that portion of the land subject to any easement excepted in Schedule B.

                  (5) There are no notices of violation of covenants, conditions and restrictions relating to environmental protection recorded or filed in the public records.

      2. Any future violation on the land of any existing covenants, conditions or restrictions occurring prior to the acquisition of title to the estate or interest in the land by the insured, provided the violation results in:

            (a) invalidity, loss of priority, or unenforceability of the lien of the insured mortgage; or

            (b) loss of title to the estate or interest in the land if the insured shall acquire title in satisfaction of the indebtedness secured by the insured mortgage.

      3. Damage to existing improvements, including lawns, shrubbery or trees:

            (a) which are located on or encroach upon that portion of the land subject to any easement excepted in Schedule B, which damage results from the exercise of the right to maintain the easement for the purpose for which it was granted or reserved;

            (b) resulting from the future exercise of any right to use the surface of the land for the extraction or development of minerals excepted from the description of the land or excepted in Schedule B.

      4. Any final court order or judgment requiring the removal from any land adjoining the land of any encroachment excepted in Schedule B.

      5. Any final court order or judgment denying the right to maintain any existing improvements on the land because of any violation of covenants, conditions or restrictions or building setback lines shown on a plat or subdivision recorded or filed in the public records.

Wherever in this endorsement the words "covenants, conditions or restrictions" appear, they shall not be deemed to refer to or include the terms, covenants, conditions or limitations contained in an instrument creating a lease.

As used in paragraphs 1(b)(1) and 5, the words "covenants, conditions or restrictions" shall not be deemed to refer to or include any covenants, conditions or restrictions relating to environmental protection.

This endorsement is made a part of the policy and is subject to all of the terms and provisions thereof and any prior endorsements thereto. Except to the extent expressly stated, it neither modifies any of the terms and provisions of the policy and any prior endorsements, nor does it extend the effective date of the policy and any prior endorsements, nor does it increase the face amount thereof.

In Witness Whereof, CHICAGO TITLE INSURANCE COMPANY has caused this policy to be signed and sealed as of the date of policy shown in Schedule A, the policy to become valid when countersigned by an authorized signatory.


                                             CHICAGO TITLE INSURANCE COMPANY

                                             By: /s/Richard L. Polla
                                                                      President

______________________________     [SEAL]
     Authorized Signatory
                                             By: /s/Thomas J. Adams
                                                                      Secretary
Note: This endorsement shall not be
binding until countersigned by an
authorized signatory.

ALTA ENDORSEMENT-FORM 9 (3/27/92)
(Restrictions, Encroachments, Minerals)

                                   ENDORSEMENT
              Attached to and forming a part of the Title Insurance
                           Policy No. FL-015-10-100928

                                    Issued by
                         CHICAGO TITLE INSURANCE COMPANY

SURVEY ENDORSEMENT

Company hereby acknowledges the lands described in Schedule A are the same lands described in the survey prepared by Wilson, Miller, Barton & Peek, Inc. dated January 1995, last revised November _____, 1995 as File No. 5G-331 however, the Company does not insure the accuracy or completeness of said survey.


This endorsement is made a part of the policy and is subject to all of the terms and provisions thereof and any prior endorsements thereto. Except to the extent expressly stated, it neither modifies any of the terms and provision of the policy and any prior endorsements, nor does it extend the effective date of the policy and any prior endorsements, nor does it increase the face amount thereof.


CHICAGO TITLE INSURANCE COMPANY


By: ________________________________
          Authorized Signatory

                                   ENDORSEMENT
                             Attached to Policy No.
                                FL-015-10-100928

                                    Issued by
                         CHICAGO TITLE INSURANCE COMPANY

The Company insures the owner of the indebtedness secured by the insured mortgage against loss or damage sustained by reason of:

      1. The invalidity or unenforceability of the lien of the insured mortgage resulting from the provisions therein which provide for changes in the rate of interest.

      2. Loss of priority of the lien of the insured mortgage as security for the unpaid principal balance of the loan, together with interest as changed in accordance with the provisions of the insured mortgage, which loss of priority is caused by the changes in the rate of interest.

"Changes in the rate of interest", as used in this endorsement, shall mean only those changes in the rate of interest calculated pursuant to the formula provided in the insured mortgage at Date of Policy.

This endorsement does not insure against loss or damage based on (a) usury, or
(b) any consumer credit protection or truth in lending law.


This endorsement is made a part of the policy and is subject to all of the terms and provisions thereof and any prior endorsements thereto except that the insurance afforded by this endorsement is not subject to Section 3(d) of the Exclusions From Coverage. Except to the extent expressly stated, it neither modifies any of the terms and provisions of the policy and any prior endorsements, nor does it extend the effective date of the policy and any prior endorsements, nor does it increase the face amount thereof.

                                             CHICAGO TITLE INSURANCE COMPANY

                                             By: /s/Richard L. Polla
                                                                      President

______________________________     [SEAL]
     Authorized Signatory
                                             By: /s/Thomas J. Adams
                                                                      Secretary
Note: This endorsement shall not be
binding until countersigned by an
authorized signatory.

                             ALTA ENDORSEMENT-FORM 6
                         CLTA Form 111.5 (Rev. 3/13/87)
                        (Variable Rate Mortgage (7/1/97)

                                                                 Carillon Place

                                   ENDORSEMENT
                        ATTACHED TO AND FORMING A PART OF
                                 LOAN POLICY NO.

                                    ISSUED BY
                         CHICAGO TITLE INSURANCE COMPANY

SPECIAL ENDORSEMENT

THE COMPANY INSURES THE INSURED AGAINST LOSS OR DAMAGE SUSTAINED BY REASON OF THE PRIORITY OF ANY LIEN FOR CHARGES AND ASSESSMENTS AT DATE OF POLICY IN FAVOR OF PARTIES WHICH ARE PROVIDED FOR IN ANY DOCUMENTS REFERRED TO IN SCHEDULE "B" OVER THE LIEN OF THE INSURED MORTGAGE IDENTIFIED IN SCHEDULE "A".

THIS ENDORSEMENT IS MADE A PART OF THE POLICY. IT IS SUBJECT TO ALL THE TERMS OF THE POLICY AND PRIOR ENDORSEMENTS. EXCEPT AS EXPRESSLY STATED ON THIS ENDORSEMENT, THE TERMS, DATES AND AMOUNT OF THE POLICY AND PRIOR ENDORSEMENTS ARE NOT CHANGED.

DATED

CHICAGO TITLE INSURANCE COMPANY


-----------------------
AUTHORIZED SIGNATORY

                                                                 Carillon Place

                                   ENDORSEMENT
                        Attached to and forming a part of
                           Title Insurance Policy No.
                                FL-015-10-100928

                                    Issued by
                         CHICAGO TITLE INSURANCE COMPANY

LOCATION ENDORSEMENT 6

The Company hereby insures the insured against loss or damage which the insured shall sustain by reason of any inaccuracy in the following assurance:

      Said land is contiguous to a physically open street known as Airport Road North and Pine Ridge Road

This endorsement is made a part of the policy or commitment and is subject to all the terms and provisions thereof and of any prior endorsements thereto. Except to the extent expressly stated, it neither modifies any of the terms and provisions of the policy or commitment and prior endorsements, if any, nor does it extend the effect date of the policy or commitment and prior endorsements or increase the face amount thereof.

                                                 CHICAGO TITLE INSURANCE COMPANY


                                                               /s/ Alvin W. Long
                                                                       President

                            CHICAGO TITLE INSURANCE COMPANY

                                        SEAL

--------------------------                           ATTEST
  Authorized Signatory                              /s/ Chester C. [ILLEGIBLE]
                                                    Secretary

Note: This endorsement shall not be valid or binding until countersigned by an authorized signatory.

C.T.I. Co. Location Endorsement 6
(Owner's or Loan Policy - Contiguity of Land and Open Street)
                          LOC 6

                                   ENDORSEMENT
              Attached to and forming a part of the Title Insurance
                           Policy No. FL-015-10-100928

                                    Issued by
                         CHICAGO TITLE INSURANCE COMPANY

LOCATION ENDORSEMENT 4

The Company hereby insures the Insured against loss or damage which the Insured shall sustain by reason of any inaccuracy in the following assurance:

Parcel 1 and Parcel 2, described in Schedule A, are contiguous to each other and, taken as a tract, constitute one parcel of land.

The endorsement is made a part of the policy and is subject to all of the terms and provisions thereof and of any prior endorsements thereto. Except to the extent expressly stated, it neither modifies any of the terms and provision of the policy and any prior endorsements, nor does it extend the effective date of the policy and any prior endorsements, nor does it increase the face amount thereof.

CHICAGO TITLE INSURANCE COMPANY


BY:
   --------------------------
      Authorized Signatory

[ALTA LOGO]
CONSULTING CORP.

August 25, 1995

Joan U. Allgood
Vice President/General Counsel
DEVELOPERS DIVERSIFIED
REALTY CORPORATION
34555 Chagrin Blvd.
Moreland Hills, OH 44022

RE: REVIEW OF ENVIRONMENTAL REPORTS FOR CARILLON PLACE, NAPLES, FLORIDA - ALTA PROJECT NO. 95063

Dear Joan:

As requested, Alta Consulting Corp. (Alta) reviewed the following environmental reports for the Carillon Place Naples, Florida (the previous environmental reports were attachments to the current report):

1. Phase I Environmental Site Assessment, Carillon Place Naples, Florida, PSI Project No. 878-5F330, prepared by Professional Service Industries, Inc., for Sears, Roebuck & Co. and Homart Development Co., dated April 28, 1995; and

      Phase I, Level II Environmental Audit of the 32 Acre Site at the Intersection of Pine Ridge/Airport Roads, Collier County, Florida, M&A Report No. CE1-756, prepared by Messimer & Associates, Inc., for Wilma Southeast, Inc., dated August, 1991.

The subject property is a 32 acre tract of land. The site which includes a large single story building and a smaller building (Boston Chicken) was developed in 1993. Historical aerial photographs show that the area was used for agricultural purposes between 1973 and 1993. The northwest corner of the property was used for trailer storage in 1981.

Two environmental assessments were prepared by Professional Service Industries, Inc., (PSI) and Messimer & Associates, Inc. in 1995 and 1991, respectively. The PSI report indicated that a construction company located to the southwest stored construction equipment, drums and ASTs on the ground surface. In addition, a significant stain was observed on the pavement around a pad mounted transformer. The transformer is owned by Florida Power & Light Company and was determined to be non-PCB containing. The M&A report identified two areas that were potential sources of contamination: 1) empty fuel and chemical containers found near an electric pump; and 2) the former retail sales area at the northwest comer of the subject property where

           4 CORPORATION CENTER DRIVE o BROADVIEW HTS., OHIO 44147 o
                       (216) 838-0550 FAX (216) 838-0528

Joan U. Allgood
DEVELOPERS DIVERSIFIED
REALTY CORPORATION
August 25, 1995
Page 2

stressed vegetation and an empty drum were found. A Phase II was performed to investigate these concerns and no contamination was found.

Based on our review of the environmental reports listed above, Alta makes the following recommendations:

1. The Phase I ESA, dated April 10, 1995, was prepared in accordance with the Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process (ASTM E1527-94). Developers Diversified Realty Corporation should request a Reliance Letter from Homart Development Co. and PSI that names Developers Diversified Realty Corporation and its lenders.

Thank you for the opportunity to be of service to Developers Diversified Realty Corporation. Contact me at (216) 838-0550 if you have any questions about this site.

Sincerely,

ALTA CONSULTING CORP.

/s/ John T. Blackman

John T. Blackman
President

                                      ALTA
                                CONSULTING CORP.

                       CARILLON PLACE (NAPLES) -- C&W 7/97
                             LEASE ABSTRACT REPORT
                                FOR ALL TENANTS

                 PRIMARY/                                               ANNUAL
                SECONDARY  SQUARE  LEASE   LEASE  OPTION      MINIMUM  MINIMUM  OVERAGE CEILING    BREAKPOINT
   TENANT         CODES     FEET   BEGIN    END   #/MOS       RENT/SF   RENT        %   (000'S)      (000'S)     RECOVERIES
--------------- ---------  ------  -----   -----  ------      -------  -------  ------- ---------  ---------- -------------------
#  1-SUITE 5010      1     50,540   5/94    4/14     -           7.99  403,960     1.00 UNLIMITED      11,814 CAM-OUT-FIR+GEL
WINN DIXIE           1                                                                                        REAL ESTATE TAXES
                                                                                                              LIAB INSURANCE

                                                    1-60         7.99  403,960     1.00 UNLIMITED      11,814 CAM-OUT-FIR+GEL
                                                                                                              REAL ESTATE TAXES
                                                                                                              LIAB INSURANCE

                                                    2-60         7.99  403,960     1.00 UNLIMITED      11,814 CAM-OUT-FIR+GEL
                                                                                                              REAL ESTATE TAXES
                                                                                                              LIAB INSURANCE

                                                    3-60         7.99  403,960     1.00 UNLIMITED      11,814 CAM-OUT-FIR+GEL
                                                                                                              REAL ESTATE TAXES
                                                                                                              LIAB INSURANCE

                                                    4-60         7.99  403,960     1.00 UNLIMITED      11,814 CAM-OUT-FIR+GEL
                                                                                                              REAL ESTATE TAXES
                                                                                                              LIAB INSURANCE

                                                    5-60         7.99  403,960     1.00 UNLIMITED      11,814 CAM-OUT-FIR+GEL
                                                                                                              REAL ESTATE TAXES
                                                                                                              LIAB INSURANCE

#  2-SUITE 5018      1     26,250   4/94    3/09     -           8.75  229,688     2.00 UNLIMITED       8,773 CAM-OUT-FIR+GEL 5
TJ MAXX              1                                                                           4/04  10,653 REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

                                                    1-60        11.15  292,687     2.00 UNLIMITED      11,593 CAM-OUT-FIR+GEL 5
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

                                                    2-60        11.95  313,687     2.00 UNLIMITED      12,533 CAM-OUT-FIR+GEL 5
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

                                                    3-60        12.75  334,687     2.00 UNLIMITED      13,473 CAM-OUT-FIR+GEL 5
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

                                                    4-60        13.55  355,687     2.00 UNLIMITED      14,413 CAM-OUT-FIR+GEL 5
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

#  3-SUITE 5022A     1      6,650  10/97    3/09     -           8.75   58,187                        NATURAL CAM-OUT-FIR+GEL 5
TJ MAXX EXPANSION    1                                  10/99    9.55   63,508                                REAL ESTATE TAXES
                                                        10/04   10.35   68,827                                PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

                                                    1-60        11.15   74,148                        NATURAL CAM-OUT-FIR+GEL 5
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE


                 PRIMARY/                                              ANNUAL
                SECONDARY  SQUARE  LEASE   LEASE  OPTION      MINIMUM  MINIMUM  OVERAGE CEILING    BREAKPOINT
   TENANT         CODES     FEET   BEGIN    END   #/MOS       RENT/SF   RENT        %   (000'S)      (000'S)     RECOVERIES
--------------- ---------  ------  -----   -----  ------      -------  -------  ------- ---------  ---------- -------------------
                                                    2-60        11.95   79,468                        NATURAL CAM-OUT-FIR+GEL 5
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

                                                    3-60        12.75   84,788                        NATURAL CAM-OUT-FIR+GEL 5
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

                                                    4-60        13.55   90,108                        NATURAL CAM-OUT-FIR+GEL 5
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

#  4-SUITE 5022B     2      3,500  10/97    9/02     -          15.00   52,500     4.00 UNLIMITED     NATURAL CAM-OUT-FIR+GEL+MG 15
DOLLAR TREE          4                                                                                        REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

                                                    1-60        15.00   52,500     4.00 UNLIMITED     NATURAL CAM-OUT-FIR+GEL+MG 15
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

#  5-SUITE 5052      1     50,061   4/94    2/15     -           8.74  437,500                        NATURAL CAM-OUT-FIR+GEL 5
SERVICE MER'DISE     1                                                                                        REAL ESTATE TAXES
                                                                                                              LIAB INSURANCE

                                                    1-60         8.74  437,500                        NATURAL CAM-OUT-FIR+GEL 5
                                                                                                              REAL ESTATE TAXES
                                                                                                              LIAB INSURANCE

                                                    2-60         8.74  437,500                        NATURAL CAM-OUT-FIR+GEL 5
                                                                                                              REAL ESTATE TAXES
                                                                                                              LIAB INSURANCE

                                                    3-60         8.74  437,500                        NATURAL CAM-OUT-FIR+GEL 5
                                                                                                              REAL ESTATE TAXES
                                                                                                              LIAB INSURANCE

                                                    4-60         8.74  437,500                        NATURAL CAM-OUT-FIR+GEL 5
                                                                                                              REAL ESTATE TAXES
                                                                                                              LIAB INSURANCE

#  6-SUITE 5054      1     25,500   5/94    1/05     -           9.75  248,625     2.00 UNLIMITED       8,000 CAM-OUT-FIR+GEL 10
ROSS DRESS           1                                   2/99   10.25  261,375                   2/99   9,200 REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

                                                    1-60        11.25  286,875     2.00 UNLIMITED      10,125 CAM-OUT-FIR+GEL 10
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

                                                    2-60        12.25  312,375     2.00 UNLIMITED      11,025 CAM-OUT-FIR+GEL 10
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

                 PRIMARY/                                              ANNUAL
                SECONDARY  SQUARE  LEASE   LEASE  OPTION      MINIMUM  MINIMUM  OVERAGE CEILING    BREAKPOINT
   TENANT         CODES     FEET   BEGIN    END   #/MOS       RENT/SF   RENT        %   (000'S)      (000'S)     RECOVERIES
--------------- ---------  ------  -----   -----  ------      -------  -------  ------- ---------  ---------- -------------------
                                                    3-60        13.25  337,875     2.00 UNLIMITED      11,925 CAM-OUT-FIR+GEL 10
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

                                                    4-60        14.25  363,375     2.00 UNLIMITED      12,825 CAM-OUT-FIR+GEL 10
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

#  7-SUITE 5056      1     21,285   6/94    1/15     -          10.44  222,138                        NATURAL CAM-OUT-ELE-FIR 10
CIRCUIT CITY         1                                   2/00   11.69  248,795                                REAL ESTATE TAXES
                                                         2/05   13.09  278,650                                LIAB INSURANCE
                                                         2/10   14.66  312,088

                                                    1-60        14.66  312,088                        NATURAL CAM-OUT-ELE-FIR 10
                                                                                                              REAL ESTATE TAXES
                                                                                                              LIAB INSURANCE

                                                    2-60        14.66  312,088                        NATURAL CAM-OUT-ELE-FIR 10
                                                                                                              REAL ESTATE TAXES
                                                                                                              LIAB INSURANCE

                                                    3-60        14.66  312,088                        NATURAL CAM-OUT-ELE-FIR 10
                                                                                                              REAL ESTATE TAXES
                                                                                                              LIAB INSURANCE

                                                    4-60        14.66  312,088                        NATURAL CAM-OUT-ELE-FIR 10
                                                                                                              REAL ESTATE TAXES
                                                                                                              LIAB INSURANCE

#  8-SUITE 5062      2      9,112  12/94    2/05     -          16.80  153,082                        NATURAL CAM-OUT-GFI+GEL 15
PIER 1 IMPORTS       5                                  11/99   18.48  168,390                                REAL ESTATE TAXES
                                                                                                              PROP INS W/15%
                                                                                                              LIAB INS W/15%

                                                    1-60        21.25  193,630                        NATURAL CAM-OUT-GFI+GEL 15
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROP INS W/15%
                                                                                                              LIAB INS W/15%

                                                    2-60        24.44  222,697                        NATURAL CAM-OUT-GFI+GEL 15
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROP INS W/15%
                                                                                                              LIAB INS W/15%

                                                    3-60        28.11  256,138                        NATURAL CAM-OUT-GFI+GEL 15
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROP INS W/15%
                                                                                                              LIAB INS W/15%

#  9-SUITE 5066      1     23,500   3/94    1/10     -          10.25  240,875     1.00 UNLIMITED      15,000 CAM-OUT-FIR+GEL 5
OFFICEMAX            1                                   2/99   10.75  252,624                   2/99  15,732 REAL ESTATE TAXES
                                                         2/04   11.25  264,375                   2/04  16,463 PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

                                                    1-60        11.75  276,125     1.00 UNLIMITED      17,195 CAM-OUT-FIR+GEL 5
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

                 PRIMARY/                                              ANNUAL
                SECONDARY  SQUARE  LEASE   LEASE  OPTION      MINIMUM  MINIMUM  OVERAGE CEILING    BREAKPOINT
   TENANT         CODES     FEET   BEGIN    END   #/MOS       RENT/SF   RENT        %   (000'S)      (000'S)     RECOVERIES
--------------- ---------  ------  -----   -----  ------      -------  -------  ------- ---------  ---------- -------------------
                                                    2-60        12.25  287,875     1.00 UNLIMITED      17,927 CAM-OUT-FIR+GEL 5
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

                                                    3-60        12.75  299,625     1.00 UNLIMITED      18,659 CAM-OUT-FIR+GEL 5
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

# 10-SUITE 5070      3      8,719   3/94    2/14     -          13.68  119,250     2.00 UNLIMITED     NATURAL CAM-OUT-FIR+GEL
ECKERD DRUGS         5                                   5/99   14.45  126,000                                REAL ESTATE TAXES
                                                         5/04   14.97  130,500                                PROPERTY INSURANCE
                                                         5/09   15.48  135,000                                LIAB INSURANCE

                                                    1-60        16.26  141,750     2.00 UNLIMITED     NATURAL CAM-OUT-FIR+GEL
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

                                                    2-60        17.03  148,500     2.00 UNLIMITED     NATURAL CAM-OUT-FIR+GEL
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

                                                    3-60        17.81  155,250     2.00 UNLIMITED     NATURAL CAM-OUT-FIR+GEL
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

                                                    4-60        17.81  155,250     2.00 UNLIMITED     NATURAL CAM-OUT-FIR+GEL
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

# 11-SUITE 5072      3      3,000   5/94    4/04     -          15.90   47,700     5.00 UNLIMITED     NATURAL CAM-OUT-FIR+GEL 10
PAYLESS SHOESOURCE   4                                   5/99   17.89   53,663                                REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

                                                    1-60        20.12   60,370     5.00 UNLIMITED     NATURAL CAM-OUT-FIR+GEL 10
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

# 12-SUITE 5014      2      1,330   5/94    4/99     -          19.67   26,161     4.00 UNLIMITED         632 CAM-OUT+GEXP+MG 15
GENERAL NUTRITION    3                                   5/98   20.26   26,945                                REAL ESTATE TAXES
                                                                                                              PROP INS W/15%
                                                                                                              LIAB INS W/15%

                                                    1-60        20.87   27,757     4.00 UNLIMITED         632 CAM-OUT+GEXP+MG 15
                                                         5/00   21.49   28,581                                REAL ESTATE TAXES
                                                         5/01   22.14   29,446                                PROP INS W/15%
                                                         5/02   22.80   30,324                                LIAB INS W/15%
                                                         5/03   23.49   31,242

                                                    2-60        24.20   32,186     4.00 UNLIMITED         632 CAM-OUT+GEXP+MG 15
                                                         5/05   24.92   33,144                                REAL ESTATE TAXES
                                                         5/06   25.67   34,141                                PROP INS W/15%
                                                         5/07   26.44   35,165                                LIAB INS W/15%
                                                         5/08   27.23   36,216

                 PRIMARY/                                              ANNUAL
                SECONDARY  SQUARE  LEASE   LEASE  OPTION      MINIMUM  MINIMUM  OVERAGE CEILING    BREAKPOINT
   TENANT         CODES     FEET   BEGIN    END   #/MOS       RENT/SF   RENT        %   (000'S)      (000'S)     RECOVERIES
--------------- ---------  ------  -----   -----  ------      -------  -------  ------- ---------  ---------- -------------------
# 13-SUITE 5016      -      1,330   6/94    9/97     -          19.67   26,161                        NATURAL CAM-OUT+GEXP+MG 15
PAPA JOHN'S (V)*     -                                                                                        RE TAXES W/15%
                                                                                                              PROP INS W/15%
                                                                                                              LIAB INS W/15%

# 14-SUITE 5016      2      1,330  10/97    9/00     -          18.00   23,940                        NATURAL CAM-OUT+GEXP+MG 15
DOMINOS PIZZA (N)*   3                                   10/98  18.50   24,605                                REAL ESTATE TAXES
                                                         10/99  19.00   25,270                                PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

                                                    1-36        19.50   25,935                        NATURAL CAM-OUT+GEXP+MG 15
                                                         10/01  20.00   26,600                                REAL ESTATE TAXES
                                                         10/02  20.50   27,265                                PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

# 15-SUITE 5030      2      1,500   4/94    3/97     -           0.00        0     3.00 UNLIMITED         815 CAM-OUT+GEXP+MG 15
SALLY BEAUTY         3                                                                                        REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

                                                    1-60        16.50   24,750     3.00 UNLIMITED         815 CAM-OUT+GEXP+MG 15
                                                          4/99  17.00   25,500                                REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

                                                    2-60        17.50   26,250     3.00 UNLIMITED         815 CAM-OUT+GEXP+MG 15
                                                          4/04  18.50   27,750                                REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

# 16-SUITE 5032      2      3,600   5/94    4/99     -          18.04   64,944     6.00 UNLIMITED       1,020 CAM-OUT+GEXP+MG 15
VIDEO WAY            4                                    5/98  18.58   66,888                                RE TAXES W/15%
                                                                                                              PROP INS W/15%
                                                                                                              LIAB INS W/15%

                                                    1-60        19.14   68,904     6.00 UNLIMITED       1,020 CAM-OUT+GEXP+MG 15
                                                          5/00  19.71   70,956                                RE TAXES W/15%
                                                          5/01  20.31   73,116                                PROP INS W/15%
                                                          5/02  20.91   75,276                                LIAB INS W/15%
                                                          5/03  21.54   77,544

# 17-SUITE 5038      2        918   7/97    6/00     -          18.00   16,524                        NATURAL CAM-OUT+GEXP+MG 15
TROPICAL STORM       2                                    7/98  18.50   16,983                                REAL ESTATE TAXES
                                                          7/99  19.00   17,442                                PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

                                                    1-36        19.50   17,901                        NATURAL CAM-OUT+GEXP+MG 15
                                                          7/01  20.00   18,360                                REAL ESTATE TAXES
                                                          7/02  20.50   18,819                                PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

# 18-SUITE 5042      2      4,020   4/94    3/04     -          14.00   56,280     3.00 UNLIMITED       1,251 CAM-OUT+GFI+GEL 10
CLOTHESTIME          4                                    4/99  16.10   64,722                   4/99   1,438 REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

                                                    1-60        18.51   74,430     3.00 UNLIMITED       1,654 CAM-OUT+GFI+GEL 10
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

                 PRIMARY/                                              ANNUAL
                SECONDARY  SQUARE  LEASE   LEASE  OPTION      MINIMUM  MINIMUM  OVERAGE CEILING    BREAKPOINT
   TENANT         CODES     FEET   BEGIN    END   #/MOS       RENT/SF   RENT        %   (000'S)      (000'S)     RECOVERIES
--------------- ---------  ------  -----   -----  ------      -------  -------  ------- ---------  ---------- -------------------
                                                    2-60        21.29   85,585     3.00 UNLIMITED       1,902 CAM-OUT+GFI+GEL 10
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

# 19-SUITE 5046      2      1,541  10/94    9/99     -          19.10   29,427     6.00 UNLIMITED     NATURAL CAM-OUT+GEXP+MG 15
SUPERCUTS            3                                   10/97  19.67   30,311                                RE TAXES W/15%
                                                         10/98  20.26   31,220                                PROP INS W/15%
                                                                                                              LIAB INS W/15%

                                                    1-60        20.87   32,156     6.00 UNLIMITED     NATURAL CAM-OUT+GEXP+MG 15
                                                         10/00  21.49   33,121                                RE TAXES W/15%
                                                         10/01  22.14   34,114                                PROP INS W/15%
                                                         10/02  22.80   35,138                                LIAB INS W/15%
                                                         10/03  23.49   36,192

# 20-SUITE 5048      2      3,869  10/94    1/98     -          14.00   54,165     4.00 UNLIMITED     NATURAL CAM-OUT+GEXP+MG 15
COCONUTS MUSIC       4                                                                                        REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

                                                    1-84        14.00   54,165     4.00 UNLIMITED     NATURAL CAM-OUT+GEXP+MG 15
                                                          2/00  16.00   61,904                                REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

                                                    2-60        18.00   69,642     4.00 UNLIMITED     NATURAL CAM-OUT+GEXP+MG 15
                                                                                                              REAL ESTATE TAXES
                                                                                                              PROPERTY INSURANCE
                                                                                                              LIAB INSURANCE

# 21-SUITE 5034      2        900   8/94    7/99     -          18.04   16,232                        NATURAL CAM-OUT+GEXP+MG 15
A TO Z TRAVEL        2                                    8/98  18.58   16,719                                RE TAXES W/15%
                                                                                                              PROP INS W/15%
                                                                                                              LIAB INS W/15%

                                                    1-60        19.13   17,220                        NATURAL CAM-OUT+GEXP+MG 15
                                                          8/00  19.71   17,736                                RE TAXES W/15%
                                                          8/01  20.30   18,269                                PROP INS W/15%
                                                          8/02  20.91   18,817                                LIAB INS W/15%
                                                          8/03  21.53   19,381

# 22-SUITE 5036      2      1,024   9/94    8/99     -          19.10   19,558                        NATURAL CAM-OUT+GEXP+MG 15
TCBY YOGURT          3                                    9/97  19.67   20,143                                RE TAXES W/15%
                                                          9/98  20.56   21,053                                PROP INS W/15%
                                                                                                              LIAB INS W/15%

                                                    1-60        21.18   21,688                        NATURAL CAM-OUT+GEXP+MG 15
                                                          9/00  21.81   22,333                                RE TAXES W/15%
                                                          9/01  22.53   23,069                                PROP INS W/15%
                                                          9/02  23.14   23,695                                LIAB INS W/15%
                                                          9/03  23.83   24,402

# 23-SUITE 5060      2     12,000   1/95   12/99     -          12.00  144,000     5.00 UNLIMITED       3,600 CAM-OUT+GEXP+MG 15
FLORAL SUPPLY        6                                                                                        RE TAXES W/15%
                                                                                                              PROP INS W/15%
                                                                                                              LIAB INS W/15%

                                                    1-60        13.18  158,112     5.00 UNLIMITED       3,960 CAM-OUT+GEXP+MG 15
                                                          6/02  14.12  169,401                   6/02   4,030 RE TAXES W/15%
                                                                                                              PROP INS W/15%
                                                                                                              LIAB INS W/15%

                 PRIMARY/                                              ANNUAL
                SECONDARY  SQUARE  LEASE   LEASE  OPTION      MINIMUM  MINIMUM  OVERAGE CEILING    BREAKPOINT
   TENANT         CODES     FEET   BEGIN    END   #/MOS       RENT/SF   RENT        %   (000'S)      (000'S)     RECOVERIES
--------------- ---------  ------  -----   -----  ------      -------  -------  ------- ---------  ---------- -------------------
                                                    2-60        15.76  189,120     5.00 UNLIMITED       4,540 CAM-OUT+GEXP+MG 15
                                                                                                              RE TAXES W/15%
                                                                                                              PROP INS W/15%
                                                                                                              LIAB INS W/15%

# 24-SUITE 5026      2      3,010   9/95    8/00     -          18.02   54,240     6.00 UNLIMITED         878 CAM-OUT+GEXP+MG 15
BOW REGARDS          4                                    9/97  18.56   55,866                                REAL ESTATE TAXES
                                                          9/98  19.12   57,551                                PROPERTY INSURANCE
                                                          9/99  19.69   59,267                                LIAB INSURANCE

                                                    1-60        20.29   61,064     6.00 UNLIMITED         878 CAM-OUT+GEXP+MG 15
                                                          9/01  20.90   62,897                                REAL ESTATE TAXES
                                                          9/02  21.52   64,783                                PROPERTY INSURANCE
                                                          9/03  22.17   66,727                                LIAB INSURANCE
                                                          9/04  22.83   68,729

# 25-SUITE 5076      4      3,400  10/94    9/40     -           0.00        0                        NATURAL CAM-FIFTH THIRD
FIFTH THIRD BANK     8

# 26-SUITE 5094      4      4,500  10/94    9/40     -           0.00        0                        NATURAL CAM-FIFTH UNION
FIRST UNION BANK     8

# 27-SUITE 5096      4      2,450  11/94   10/40     -           0.00        0                        NATURAL CAM-CARILLON FUEL
CARILLON FUELS       8

# 28-SUITE 5095      4      5,050   3/95    2/40     -           0.00        0                        NATURAL CAM-APPLEBEE'S
APPLEBEE'S           8

# 29-SUITE 5088      3      3,279   8/94    7/04     -          18.30   60,000                        NATURAL CAM-BOSTON CHICKEN
BOSTON CHICKEN       7                                    8/99  21.04   69,000                                REAL ESTATE TAXES

                                                    1-60        24.20   79,350                        NATURAL CAM-BOSTON CHICKEN
                                                                                                              REAL ESTATE TAXES

                                                    2-60        27.83   91,250                        NATURAL CAM-BOSTON CHICKEN
                                                                                                              REAL ESTATE TAXES

                                                    3-60        32.02  105,000                        NATURAL CAM-BOSTON CHICKEN
                                                                                                              REAL ESTATE TAXES
                          -------
                          283,168
                          =======

                       CARILLON PLACE (NAPLES) -- C&W 7/97
                           PROJECT ASSUMPTIONS REPORT
                                EXCLUDING TENANTS

BUILDING PROLOGUE
-----------------

LEASEHOLD ANALYSIS OF CARILLON PLACE (NAPLES) -- C&W 7/97 BEGINNING 8/1997 FOR 15 YEARS ON A FISCAL YEAR BASIS

AREA MEASURES
-------------

TGLA
DESCRIBED AS TOTAL CENTER GLA
1997 VALUE - 281,838
1998 VALUE - 281,838

THEREAFTER - CONSTANT

OCCA
DESCRIBED AS TOTAL CENTER OCCUPIED AREA
1997 VALUE - 273,767
1998 VALUE - 281,838
1999 VALUE - 281,838
2000 VALUE - 281,838
2001 VALUE - 281,838
2002 VALUE - 281,838
2003 VALUE - 281,463
2004 VALUE - 280,661
2005 VALUE - 281,336
2006 VALUE - 281,838
2007 VALUE - 281,005
2008 VALUE - 281,574
2009 VALUE - 279,291
2010 VALUE - 264,331
2011 VALUE - 264,639
THEREAFTER - CONSTANT

OUTG
DESCRIBED AS OUTPARCEL GLA
1997 VALUE - 18,679
1998 VALUE - 18,679
THEREAFTER - CONSTANT

CMGL
DESCRIBED AS GLA LESS OUTPARCELS (CAM AND LIAB GLA ALLOCATION)
+100.0% OF TGLA-100% OF OUTG

BMGL
DESCRIBED AS BOSTON MARKET GLA
1997 VALUE - 3,279
1998 VALUE - 3,279
THEREAFTER - CONSTANT

TXGL
DESCRIBED AS TAX GLA ALLOCATION (EXCLUDES OUTPARCELS EXCEPT BOSTON MARKET) +100.0% OF TGLA-100.0% OF OUTG
+100.0% OF BMGL

PIEX
DESCRIBED AS GLA EXCLUDED FOR PROP INS ALLOCATION (OUTPARCELS, WINN DIXIE, SERVICE MERCH, CIRCUITY CITY)
1997 VALUE - 140,565
1998 VALUE - 140,565
THEREAFTER - CONSTANT

PIGL
DESCRIBED AS GLA FOR PROP INS ALLOCATION
+100.0% OF TGLA-100.0 OF PIEX

GROWTH RATES
------------

RENG
1997 VALUE - 3.50
THEREAFTER - CONSTANT

EXPG
1997 VALUE - 3.50
THEREAFTER - CONSTANT

SALG
1997 VALUE - 3.50
THEREAFTER - CONSTANT

CPIG
1997 VALUE - 3.50
THEREAFTER - CONSTANT

TAXG
1997 VALUE - 3.50
THEREAFTER - CONSTANT

MARKET RATES
------------

MKT1
1997 VALUE - 9.00
THEREAFTER - GROWING AT GROWTH RATE RENG

MKT2
1997 VALUE - 18.50
THEREAFTER - GROWING AT GROWTH RATE RENG

MKT3
1997 VALUE - 17.50
THEREAFTER - GROWING AT GROWTH RATE RENG

MKT4
1997 VALUE - 15.00
THEREAFTER - GROWING AT GROWTH RATE RENG

MKT5
1997 VALUE - 14.00
THEREAFTER - GROWING AT GROWTH RATE RENG

MKT6
1997 VALUE - 11.50
THEREAFTER - GROWING AT GROWTH RATE RENG

MKT7
1997 VALUE - 12.00
THEREAFTER - GROWING AT GROWTH RATE RENG

ALTN
1997 VALUE - 6.00
THEREAFTER - GROWING AT GROWTH RATE EXPG

ALTR
1997 VALUE - 2.00
THEREAFTER - GROWING AT GROWTH RATE EXPG

ALTB
+70.0% OF ALTR +3O.0% OF ALTN

COMN
1997 VALUE - 3.50

1998 VALUE - 3.50
1999 VALUE - 3.50
2000 VALUE - 3.50
2001 VALUE - 3.50
2002 VALUE - 4.00
2003 VALUE - 4.00
2004 VALUE - 4.00
2005 VALUE - 4.00
2006 VALUE - 4.00
2007 VALUE - 4.50
THEREAFTER - CONSTANT

COMR
1997 VALUE - 1.75
1998 VALUE - 1.75
1999 VALUE - 1.75
2000 VALUE - 1.75
2001 VALUE - 1.75
2002 VALUE - 2.00
2003 VALUE - 2.00
2004 VALUE - 2.00
2005 VALUE - 2.00
2006 VALUE - 2.00
2007 VALUE - 2.25
THEREAFTER - CONSTANT

COMB
+70.0% OF COMR +30.0% OF COMN

RESX
1997 VALUE - 0.15
THEREAFTER - GROWING AT GROWTH RATE EXPG

MISCELLANEOUS INCOMES
---------------------

NONE

EXPENSES
--------

MANAGEMENT FEES     , REFERRED TO AS MGMT
DESCRIBED AS MANAGEMENT FEES
AN INFORMATIONAL EXPENSE
1997 VALUE - 138,523
1998 VALUE - 141,128
1999 VALUE - 144,022
2000 VALUE - 148,459
2001 VALUE - 149,251
2002 VALUE - 150,274
2003 VALUE - 150,836
2004 VALUE - 152,208
2005 VALUE - 159,217
2006 VALUE - 160,617
2007 VALUE - 160,705
2008 VALUE - 162,704
2009 VALUE - 164,393
2010 VALUE - 159,356
2011 VALUE - 160,914
THEREAFTER - CONSTANT

CAMX-COMMON AREAS , REFERRED TO AS CAMX
DESCRIBED AS TOTAL CENTER CAM EXPENSE
CHARGED AGAINST NET OPERATING INCOME
1997 VALUE - 298,160
THEREAFTER - GROWING AT GROWTH RATE EXEG

EXT ELECTRIC       , REFERRED TO AS ELEC
DESCRIBED AS EXTERIOR ELECTRIC EXPENSE
AN INFORMATIONAL EXPENSE
1997 VALUE - 33,500
THEREAFTER - GROWING AT GROWTH RATE EXPG

FIRE PROTECTION   , REFERRED TO AS FIRE
DESCRIBED AS FIRE PROTECTION EXPENSE
AN INFORMATIONAL EXPENSE
1997 VALUE - 2,600
THEREAFTER - GROWING AT GROWTH RATE EXPG

GROSS ELECTRIC    , REFERRED TO AS GELE
DESCRIBED AS GROSSED UP EXT ELECTRIC EXPENSE (/.9245)
AN INFORMATIONAL EXPENSE
1997 VALUE - 36,236
THEREAFTER - GROWING AT GROWTH RATE EXPG

GROSS FIRE         , REFERRED TO AS GFIR
DESCRIBED AS GROSSED UP FIRE PROTECTION (/.20381)
AN INFORMATIONAL EXPENSE
1997 VALUE - 12,757
THEREAFTER - GROWING AT GROWTH RATE EXPG

OUTPARCEL CONT    , REFERRED TO AS OUTC
DESCRIBED AS OUTPARCEL CAM CONTRIBUTION
AN INFORMATIONAL EXPENSE
1997 VALUE - 17,440
THEREAFTER - CONSTANT

CAM-OUT-ELE-FIR   , REFERRED TO AS 1CAM
DESCRIBED AS TOTAL CAM LESS OUTPARCEL CONT LESS ELECTRIC AND FIRE
AN INFORMATIONAL EXPENSE
+100.0% OF CAMX-100.0% OF ELEC
-100.0% OF FIRE-100.0% OF OUTC

CAM*OUT-ELE-FIR 10, REFERRED TO AS 1C10
DESCRIBED AS TOTAL CAM LESS OUTPARCEL CONT LESS ELECTRIC AND FIRE W/l0% ADMIN AN INFORMATIONAL EXPENSE
+110.0% OF 1CAM

CAM-OUT-FIR+GEL   , REFERRED TO AS 2CAM
DESCRIBED AS TOTAL CAM LESS OUTPARCEL CONT LESS FIRE PLUS GROSS ELECTRIC AN INFORMATIONAL EXPENSE
+100.0% OF CAMX-100.0% OF ELEC
-100.0% OF FIRE+l00.0% OF GELE
-100.0% OF OUTC

CAM-OUT-FIR+GEL 5 , REFERRED TO AS 2C05
DESCRIBED AS TOTAL CAM LESS OUTPARCEL CONT LESS FIRE PLUS GROSS ELECTRIC W/ 5% ADMIN
AN INFORMATIONAL EXPENSE
+105.0% OF 2CAM

CAM-OUT-FIR+GEL 10, REFERRED TO AS 2C10
DESCRIBED AS TOTAL CAM LESS OUTPARCEL CONT LESS FIRE PLUS GROSS ELECTRIC W/ 10% ADMIN
AN INFORMATIONAL EXPENSE
+110.0% OF 2CAM

CAM-OUT+GFI+GEL   , REFERRED TO AS 3CAM
DESCRIBED AS TOTAL CAM LESS OUTPARCEL CONT PLUS GROSS FIRE AND GROSS ELECTRIC AN INFORMATIONAL EXPENSE
+100.0% OF CAMX-100.0% OF ELEC
-110.0% OF FIRE+100.0% OF GELE
+100.0% OF GFIR-100.0% OF OUTC

CAM-OUT+GFI+GEL 10, REFERRED TO AS 3C10

DESCRIBED AS TOTAL CAM LESS OUTPARCEL CONT PLUS GROSS FIRE AND GROSS ELECTRIC W/10% ADMIN
AND INFORMATIONAL EXPENSE
+110% OF 3CAM

CAM-OUT+GFI+GEL 15, REFERRED TO AS 3C15
DESCRIBED AS TOTAL CAM LESS OUTPARCEL CONT PLUS GROSS FIRE AND GROSS ELECTRIC
 W/15% ADMIN
AN INFORMATIONAL EXPENSE
+115% OF 3CAM

CAM-OUT+GEXP+MG  , REFERRED TO AS 4CAM
DESCRIBED AS TOTAL CAM LESS OUTPARCEL CONT PLUS GROSS FIRE AND ELECTRIC PLUS MGMT FEE
AN INFORMATIONAL EXPENSE
+100.0% OF CAMX-100.0% OF ELEC
-100.0% OF FIRE+100.0% OF GELE
+100.0% OF GFIR-100.0 OF OUTC
+100.0% OF MGMT

CAM-OUT+GEXP+MG 15, REFERRED TO AS 4C15
DESCRIBED AS TOTAL CAM LESS OUTPARCEL CONT PLUS GROSS FIRE AND ELECTRIC PLUS MGMT FEES W/15% ADMIN
AN INFORMATIONAL EXPENSE
+115.0% OF 4CAM

TAXX-R.E. TAXES  , REFERRED TO AS TAXX
DESCRIBED AS REAL ESTATE TAX EXPENSE
CHARGED AGAINST NET OPERATING INCOME
1997 VALUE - 210,000
THEREAFTER - GROWING AT GROWTH RATE EXPG

RE TAXES W/15%, REFERRED TO AS RE15
DESCRIBED AS REAL ESTATE TAXES W/15% ADMIN
AN INFORMATIONAL EXPENSE
+115.0% OF TAXX

PROPERTY INSURANCE, REFERRED TO AS PROP
DESCRIBED AS PROPERTY INSURANCE
AN INFORMATIONAL EXPENSE
1997 VALUE - 14,127
THEREAFTER - GROWING AT GROWTH RATE EXPG

LIAB INSURANCE   , REFERRED TO AS LIAB
DESCRIBED AS LIABILITY INSURANCE
AN INFORMATIONAL EXPENSE
1997 VALUE - 52,632
THEREAFTER - GROWING AT GROWTH RATE EXPG

INSX-INSURANCE   , REFERRED TO AS INSX
DESCRIBED AS TOTAL CENTER INSURANCE EXPENSE
CHARGED AGAINST NET OPERATING INCOME
+100.0% OF PROP+100.0% OF LIAB

PROP INS W/15%   , REFERRED TO AS pI15
DESCRIBED AS PROPERTY INSURANCE W/15% ADMIN
AN INFORMATIONAL EXPENSE
+115.0% OF PROP

LIAB INS W/15%  , REFERRED TO AS LI15
DESCRIBED AS LIABILITY INSURANCE W/15% ADMIN
AN INFORMATIONAL EXPENSE
+115.0% OF LIAB

MISX-MISCELLANEOUS, REFERRED TO AS MISX
CHARGED AGAINST NET OPERATING INCOME
1997 VALUE - 20,000
THEREAFTER - GROWING AT GROWTH RATE EXPG

VACANCY ALLOWANCE
-----------------

PERCENTAGE OF POTENTIAL GROSS INCOME
FOR ALL TENANTS SUBJECT TO VACANCY
1997 VALUE - 4.00
1998 VALUE - 4.00
THEREAFTER - CONSTANT

MANAGEMENT FEE
--------------

PERCENTAGE OF MINIMUM AND PERCENTAGE RENTS ONLY
FOR ALL TENANTS
PASSED THROUGH TO TENANTS USING EXPENSE MGMT
1997 VALUE - 5.00
1998 VALUE - 5.00
THEREAFTER - CONSTANT

COMMISSION CALCULATIONS
-----------------------

STANDARD METHOD  #1 - 0.000%  OF TOTAL RENT

STANDARD METHOD  #2 - 0.000%  OF TOTAL RENT

STANDARD METHOD  #3 - 0.O00%  OF TOTAL RENT

STANDARD METHOD  #4 - 0.000%  OF TOTAL RENT

STANDARD METHOD  #5 - 0.000%  OF TOTAL RENT

COMMISSION PAYOUTS
------------------

STANDARD METHOD #1 - CASHED OUT

STANDARD METHOD #2 - CASHED OUT

STANDARD METHOD #3 - CASHED OUT

STANDARD METHOD #4 - CASHED OUT

STANDARD METHOD #5 - CASHED OUT

ALTERATION CALCULATION
----------------------

NONE

ALTERATION PAYOUTS
------------------

STANDARD METHOD #1 - CASHED OUT

STANDARD METHOD #2 - CASHED OUT

STANDARD METHOD #3 - CASHED OUT

STANDARD METHOD #4 - CASHED OUT

STANDARD METHOD #5 - CASHED OUT

COMMON AREA MAINTENANCE POOL
----------------------------

N0NE

CAPITAL EXPENDITURES
--------------------

STURCTURAL RESERVE
MARKET RATE RESX MULTIPLIED BY AREA MEASURE TXGL

PRIMARY CLASSIFICATION CODES
----------------------------

     1 - ANCHORS
     2 - IN LINE SHOPS
     3 - OUTPARCEL (OWNED)
     4 - OUTPARCEL (SOLD)

SECONDARY CLASSIFICATION CODES
------------------------------

     1 - ANCHORS
     2 - IN LINE < 1000
     3 - IN LINE 1000-2999
     4 - IN LINE 3000-4999
     5 - IN LINE 5000-10000
     6 - IN LINE > 10000
     7 - OUTPARCEL (OWNED)
     8 - OUTPARCEL (SOLD)

COST CENTERS
------------

     1 - CAM
     2 - REAL ESTATE TAXES
     3 - INSURANCE

SALES VOLUME PROFILE
--------------------

           PERCENT OF      RELATIVE
MONTH     ANNUAL SALES      VOLUME
-----     -------------    --------
JAN            8.33%           1.00
FEB            8.33%           1.00
MAR            8.33%           1.00
APR            8.33%           1.00
MAY            8.33%           1.00
JUN            8.33%           1.00
JUL            8.33%           1.00
AUG            8.33%           1.00
SEP            8.33%           1.00
OCT            8.33%           1.00
NOV            8.33%           1.00
DEC            8.33%           1.00
             ------           -----
TOTALS       100.00%          12.00

GLOBAL RECOVERIES
-----------------

NONE

TENANT PROLOGUE
---------------

MINIMUM RENTS:
SPECIFIED AMOUNTS INTERPRETED AS AMOUNTS/YEAR
MARKET RATES INTERPRETED AS AMOUNTS/SQUARE FOOT/YEAR

SALES VOLUMES AND BREAKPOINTS:
SPECIFIED AMOUNTS INTERPRETED AS AMOUNTS/YEAR
MARKET RATES INTERPRETED AS AMOUNTS/SQUARE FOOT/YEAR

RENEWAL RENTS ARE COMPOUNDED ANNUALLY
RELETTING DOWNTIME AND EXPENSES ARE NOT CONDITIONAL ON GOING TO MARKET

REFERENCE TENANTS
-----------------

NONE

                      CARILLON PLACE (NAPLES) -- C&W 7/97
                                TENANT REGISTER

               TENANT                   SQUARE FEET   BEGIN DATE     END DATE
-------------------------------------- ------------- ------------- -------------
       1 - ANCHORS

#  1 - SUITE 5010   WINN DIXIE            50,540        5/1994        4/2014
#  2 - SUITE 5018   TJ MAXX               26,250        4/1994        3/2009
#  3 - SUITE 5022A  TJ MAXX EXPANSION      6,650       10/1997        3/2009
#  5 - SUITE 5052   SERVICE MER'DISE      50,061        4/1994        2/2015
#  6 - SUITE 5054   ROSS DRESS            25,500        5/1994        1/2005
#  7 - SUITE 5056   CIRCUIT CITY          21,285        6/1994        1/2015
#  9 - SUITE 5066   OFFICEMAX             23,500        3/1994        1/2010
                                         -------
        7 TENANTS                        203,786

       2 - IN LINE SHOPS

#  4 - SUITE 5022B DOLLAR TREE             3,500       10/1997        9/2002
#  8 - SUITE 5062  PIER 1 IMPORTS          9,112       12/1994        2/2005
# 12 - SUITE 5014  GENERAL NUTRITION       1,330        5/1994        4/1999
# 14 - SUITE 5016  DOMINOS PIZZA (N)*      1,330       10/1997        9/2000
# 15 - SUITE 5030  SALLY BEAUTY            1,500        4/1994        3/1997
# 16 - SUITE 5032  VIDEO WAY               3,600        5/1994        4/1999
# 17 - SUITE 5038  TROPICAL STORM            918        7/1997        6/2000
# 18 - SUITE 5042  CLOTHESTIME             4,020        4/1994        3/2004
# 19 - SUITE 5046  SUPERCUTS               1,541       10/1994        9/1999
# 20 - SUITE 5048  COCONUTS MUSIC          3,869       10/1994        1/1998
# 21 - SUITE 5034  A TO Z TRAVEL             900        8/1994        7/1999
# 22 - SUITE 5036  TCBY YOGURT             1,024        9/1994        8/1999
# 23 - SUITE 5060  FLORAL SUPPLY          12,000        1/1995       12/1999
# 24 - SUITE 5026  BOW REGARDS             3,010        9/1995        8/2000
                                         -------
        14 TENANTS                        47,654

       3 - OUTPARCEL (OWNED)

# 10 - SUITE 5070  ECKERD DRUGS            8,719        3/1994        2/2014
# 11 - SUITE 5072  PAYLESS SHOESOURCE      3,000        5/1994        4/2004
# 29 - SUITE 5088  BOSTON CHICKEN          3,279        8/1994        7/2004
                                         -------
         3 TENANTS                        14,998

       4 - OUTPARCEL (SOLD)

# 25 - SUITE 5076  FIFTH THIRD BANK        3,400       10/1994        9/2040
# 26 - SUITE 5094  FIRST UNION BANK        4,500       10/1994        9/2040
# 27 - SUITE 5096  CARILLON FUELS          2,450       11/1994       10/2040
# 28 - SUITE 5095  APPLEBEE'S              5,050        3/1995        2/2040
                                         -------
         4 TENANTS                        15,400

       0 - UNASSIGNED

# 13 - SUITE 5016    PAPA JOHN'S (V)*      1,330        6/1994        9/1997
                                         -------
        1 TENANTS                          1,130
                                         -------
       29 TENANTS                        283,168
                                         =======

                       CARILLON PLACE (NAPLES) -- C&W 7/97
                                EXPIRATION REPORT
                        YEARS 1998 TO 2008, ALL TENANTS,
                     INCLUDING OPTIONS, INCLUDING RENEWALS,
                    EXCLUDING BASE LEASES AND PRIOR OPTIONS,
                     BASE RENTS INCLUDING CPI ADJUSTMENTS,
                           INCLUDING PERCENTAGE RENTS

                                  TERM/      BASE             TOTAL    MARKET
      TENANT          SQUARE FT  END DATE  RENT/SF  RECV/SF  RENT/SF   RENT/SF
--------------------------------------------------------------------------------
# 13-SUITE 5016                  INITIAL
PAPA JOHN'S (V)*        1,330     9/1997    19.67    3.13     22.80      0.00
                       ------               -----    ----     -----     -----
 1 FY 98 EXPIRATIONS    1,330               19.67    3.13     22.80      0.00

# 17-SUITE 5038                  OPTION 1
TROPICAL STORM            918     6/2003    20.50    3.58     24.08     22.74
                       ------               -----    ----     -----     -----
 1 FYlO3 EXPIRATIONS      918               20.50    3.58     24.08     22.74
                       ------               -----    ----     -----     -----
 2 CUMULATIVE EXPS      2,248               20.01    3.31     23.32      9.29

# 14-SUITE 5016                  OPTION 1
DOMINO'S PIZZA          1,330     9/2003    20.50    3.59     24.09     21.51

# 16-SUITE 5032                  OPTION 1
VIDEO WAY               3,600     4/2004    21.54    3.91     25.45     19.08

# 21-SUITE 5034                  OPTION 1
A TO Z TRAVEL             900     7/2004    21.53    3.91     25.44     23.54
                       ------               -----    ----     -----     -----
 3 FYlO4 EXPIRATIONS    5,830               21.30    3.84     25.14     20.33
                       ------               -----    ----     -----     -----
 5 CUMULATIVE EXPS      8,078               20.94    3.69     24.63     17.25

# 22-SUITE 5036                  OPTION 1
TCBY YOGURT             1,024     8/2004    23.84    3.90     27.74     22.26

# 19-SUITE 5046                  OPTION 1
SUPERCUTS               1,541     9/2004    23.49    3.92     27.40     22.26
                       ------               -----    ----     -----     -----
 2 FY105 EXPIRATIONS    2,565               23.63    3.91     27.54     22.26
                       ------               -----    ----     -----     -----
 7 CUMULATIVE EXPS     10,643               21.59    3.75     25.33     18.46

# 24-SUITE 5026                  OPTION 1
BOW REGARDS             3,010     8/2005    22.83    3.84     26.67     19.75
                       ------               -----    ----     -----     -----
 1 FY1O6 EXPIRATIONS    3,010               22.83    3.84     26.67     19.75
                       ------               -----    ----     -----     -----
 8 CUMULATIVE EXPS     13,653               21.86    3.77     25.63     18.75

# 15-SUITE 5030                  OPTION 2
SALLY BEAUTY            1,500     3/2007    18.50    4.08     22.58     24.69
                       ------               -----    ----     -----     -----
 1 FY107 EXPIRATIONS    1,500               18.50    4.08     22.58     24.69
                       ------               -----    ----     -----     -----
 9 CUMULATIVE EXPS     15,153               21.53    3.80     25.33     19.33

                                  TERM/      BASE             TOTAL    MARKET
      TENANT          SQUARE FT  END DATE  RENT/SF  RECV/SF  RENT/SF   RENT/SF
--------------------------------------------------------------------------------
#  4 SUITE 5022B                 OPTION
DOLLAR TREE             3,500     9/2007    15.00    3.85     18.85     21.16
                       ------               -----    ----     -----     -----
 1 FY1O8 EXPIRATIONS    3,500               15.00    3.85     18.85     21.16
                       ------               -----    ----     -----     -----
10 CUMULATIVE EXPS     18,653               20.30    3.81     24.11     19.68

Wed Jul 9, 1997                                                           Page 1

                              CUSTOM SUMMARY REPORT
                         (POP 80-01, HH 80-01,INC 80-01)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               CUSHMAN & WAKEFIELD

PINE RIDGE RD & AIRPORT PULLING RD
NAPLES, FL                                      COORD:     26:12.66     81:46.08
--------------------------------------------------------------------------------
                                             5.00 MILE   10.00 MILE   20.00 MILE
DESCRIPTION                                     RADIUS       RADIUS       RADIUS
--------------------------------------------------------------------------------
POP_80: TOTAL                                   35,030       66,468       89,957
POP_90: TOTAL                                   67,772      127,875      172,897
POP_97: TOTAL (EST.)                            84,416      159,904      215,836
POP_02: TOTAL (PROJ.)                           90,437      171,923      235,483
HH_80: TOTAL                                    14,037       27,321       36,675
HH_90: TOTAL                                    28,313       54,365       73,144
HH_97: TOTAL (EST.)                             35,982       69,452       94,687
HM_02: TOTAL (PROJ.)                            38,641       74,814      103,232
INC_80: PER CAPITA (EST.)                      $10,484       $9,829       $9,334
INC_90: PER CAPITA                             $23,951      $22,031      $21,455
INC_97: PER CAPITA EST                         $36,538      $33,018      $32,237
INC_02: PER CAPITA PROJ                        $47,547      $42,855      $41,399
HH_80_BY INCOME_79: MEDIAN                     $43,712      $43,747           $0
HH_90_BY INCOME_89: MEDIAN                     $38,857      $34,748      $34,400
HH_97_BY INCOME: MEDIAN                        $48,966      $44,272      $43,192
HH_02_BY INCOME: MEDIAN                        $62,198      $55,162      $52,567
HH_80_BY INCOME_79: AVERAGE                    $26,163      $23,913      $22,895
HH_90_BY INCOME_89: AVERAGE                    $56,710      $51,110      $50,217
HH_97_BY INCOME: AVERAG                        $84,951      $74,973      $72,460
HH_02_BY INCOME: AVERAG                       $110,294      $97,158      $93,149

Wed Ju1 9, 1997                                                           Page 1

                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               CUSHMAN & WAKEFIELD

PINE RIDGE RD & AIRPORT PULLING RD
NAPLES, FL                             COORD:      26:12.66       81:46.08
--------------------------------------------------------------------------------
                                    5.00 MILE    10.00 MILE     20.00 MILE
DESCRIPTION                            RADIUS        RADIUS         RADIUS
--------------------------------------------------------------------------------

POPULATION
    2002 PROJECTION                    90,437       171,923       235,483
    1997 ESTIMATE                      84,416       159,904       215,836
    1990 CENSUS                        67,772       127,875       172,897
    1980 CENSUS                        35,030        66,468        89,957
    GROWTH 1980 - 1990                  93.47%        92.38%        92.20%

HOUSEHOLDS
    2002 PROJECTION                    38,641        74,814       103,232
    1997 ESTIMATE                      35,982        69,452        94,687
    1990 CENSUS                        28,313        54,365        73,144
    1980 CENSUS                        14,037        27,321        36,675
    GROWTH 1980 - 1990                 101.71%        98.99%        99.44%

1997 ESTIMATED POPULATION BY RACE      84,416       159,904       215,836
    WHITE                               95.54%        95.26%        95.67%
    BLACK                                2.96%         2.86%         2.29%
    ASIAN & PACIFIC ISLANDER             0.54%         0.49%         0.49%
    OTHER RACES                          0.96%         1.39%         1.55%

1997 ESTIMATED POPULATION              84,416       159,904       215,836
    HISPANIC ORIGIN                     12.99%        13.56%        12.49%

OCCUPIED UNITS                         28,313        54,365        73,144
    OWNER OCCUPIED                      70.42%        71.18%        73.26%
    RENTER OCCUPIED                     29.58%        28.82%        26.74%
    1990 AVERAGE PERSON PER HH           2.37          2.31          2.32

1997 ESTIMATED HH BY INCOME            35,982        69,452        94,687
    $150,000 +                          12.66%         9.87%         9.23%
    $100,000 TO $149,999                 7.50%         7.25%         6.77%
    $ 75,000 TO $ 99,999                 8.95%         7.88%         7.63%
    $ 50,000 TO $ 74,999                19.73%        18.39%        18.30%
    $ 35,000 TO $ 49,999                16.83%        17.31%        17.76%
    $ 25,000 TO $ 34,999                13.69%        15.29%        15.64%
    $ 15,000 TO $ 24,999                11.17%        12.94%        13.35%
    $  5,000 TO $ 14,999                 7.04%         8.59%         8.97%
    UNDER $ 5,000                        2.43%         2.48%         2.34%

1997 EST. AVERAGE HH INCOME           $84,951       $74,973       $72,460
1997 EST. MEDIAN HH INCOME            $48,966       $44,272       $43,192
1997 EST. PER CAPITA INCOME           $36,538       $33,018       $32,237

Wed Jul 9, 1997                                                          Page 1

                              CUSTOM SUMMARY REPORT
                         (POP 80-01, HH 80-01,INC 80-01)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               CUSHMAN & WAKEFIELD

NAPLES, FL
                                                      COORD:  00:00.00  00:00.00
--------------------------------------------------------------------------------
DESCRIPTION                                                               TOTALS
--------------------------------------------------------------------------------

POP_80: TOTAL                                                             18,395
POP_90: TOTAL                                                             19,505
POP_97: TOTAL (EST.)                                                      20,291
POP_02: TOTAL (PROJ.)                                                     18,696
HH_80: TOTAL                                                               8,516
HH_90: TOTAL                                                               9,776
HH_97: TOTAL (EST.)                                                        9,797
HH_02: TOTAL (PROJ.)                                                       9,502
INC_80: PER CAPITA (EST.)                                                $14,999
INC_90: PER CAPITA                                                       $41,704
INC_97: PER CAPITA EST.                                                  $55,062
INC_02: PER CAPITA PROJ                                                  $76,061
HH_80_BY INCOME_79: MEDIAN                                               $43,825
HH_90_BY INCOME_89: MEDIAN                                               $45,073
HH_97_BY INCOME: MEDIAN                                                  $61,459
HH_02_BY INCOME: MEDIAN                                                  $83,411
HH_80_BY INCOME_79: AVERAGE                                              $32,398
HH_90_BY INCOME_89: AVERAGE                                              $82,434
HH_97_BY INCOME: AVERAG                                                 $113,217
HH_02_BY INCOME: AVERAG                                                 $149,057

Wed Jul 9, 1997                                                           Page 1

                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               CUSHMAN & WAKEFIELD

NAPLES, FL
                                                      COORD:  00:00.00  00:00.00
--------------------------------------------------------------------------------
DESCRIPTION                                                               TOTALS
--------------------------------------------------------------------------------

POPULATION
    2002 PROJECTION                                                      18,696
    1997 ESTIMATE                                                        20,291
    1990 CENSUS                                                          19,505
    1980 CENSUS                                                          18,395
    GROWTH 1980 - 1990                                                     6.04%

HOUSEHOLDS
    2002 PROJECTION                                                       9,502
    1997 ESTIMATE                                                         9,797
    1990 CENSUS                                                           9,776
    1980 CENSUS                                                           8,516
    GROWTH 1980 - 1990                                                    14.79%

1997 ESTIMATED POPULATION BY RACE                                        20,291
    WHITE                                                                 94.04%
    BLACK                                                                  5.38%
    ASIAN & PACIFIC ISLANDER                                               0.26%
    OTHER RACES                                                            0.31%

1997 ESTIMATED POPULATION                                                20,291
    HISPANIC ORIGIN                                                        9.53%

OCCUPIED UNITS                                                            9,776
    OWNER OCCUPIED                                                        78.81%
    RENTER OCCUPIED                                                       21.19%
    1990 AVERAGE PERSON PER HH                                             1.97

1997 ESTIMATED HH BY INCOME                                               9,797
    $150,000 +                                                            22.14%
    $100,000 TO $149,999                                                   8.43%
    $ 75,000 TO $ 99,999                                                  10.28%
    $ 50,000 TO $ 74,999                                                  16.91%
    $ 35,000 TO $ 49,999                                                  12.65%
    $ 25,000 TO $ 34,999                                                  11.10%
    $ 15,000 TO $ 24,999                                                   8.17%
    $ 5,000 TO $ 14,999                                                    7.53%
    UNDER $ 5,000                                                          2.79%

1997 EST. AVERAGE HH INCOME                                            $113,217
1997 EST. MEDIAN HH INCOME                                              $61,459
1997 EST. PER CAPITA INCOME                                             $55,062

Wed Jul 9, 1997                                                          Page 1

                              CUSTOM SUMMARY REPORT
                        (POP 80-01, HH 80-O1,INC 80-01)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               CUSHMAN & WAKEFIELD

COLLIER COUNTY
                                                    COORD:  00:00.00   00:00.00
--------------------------------------------------------------------------------
DESCRIPTION                                                              TOTALS
--------------------------------------------------------------------------------

POP_80: TOTAL                                                             85,971
POP_90: TOTAL                                                            152,099
POP_97: TOTAL (EST.)                                                     185,176
POP_02: TOTAL (PROJ.)                                                    196,975
HH_80: TOTAL                                                              33,966
HH_90: TOTAL                                                              61,703
HH_97: TOTAL (EST.)                                                       77,170
HH_02: TOTAL (PROJ.)                                                      82,330
IN_80: PER CAPITA (EST.)                                                  $9,424
INC_90: PER CAPITA                                                       $21,386
INC_97: PER CAPITA EST                                                   $32,696
INC_02: PER CAPITA PROJ                                                  $42,953
HH_80_BY INCOME_79: MEDIAN                                                    $0
HH_90_BY INCOME_89: MEDIAN                                               $34,214
HH_97_BY INCOME: MEDIAN                                                  $44,762
HH_02_BY INCOME: MEDIAN                                                  $57,083
HH_80_BY INCOME_79: AVERAGE                                              $23,658
HH_90_BY INCOME_89: AVERAGE                                              $51,978
HH_97_BY INCOME: AVERAG                                                  $77,184
HH_02_BY INCOME: AVERAG                                                 $101,113

Wed Jul 9, 1997                                                           Page 1

                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               CUSHMAN & WAKEFIELD

COLLIER COUNTY
                                                   COORD:   00:00.00   00:00.00
--------------------------------------------------------------------------------
DESCRIPTION                                                               TOTALS
--------------------------------------------------------------------------------

POPULATION
    2002 PROJECTION                                                     196,975
    1997 ESTIMATE                                                       185,176
    1990 CENSUS                                                         152,099
    1980 CENSUS                                                          85,971
    GROWTH 1980 - 1990                                                    76.92%

HOUSEHOLDS
    2002 PROJECTION                                                      82,330
    1997 ESTIMATE                                                        77,170
    1990 CENSUS                                                          61,703
    1980 CENSUS                                                          33,966
    GROWTH 1980 - 1990                                                    81.66%

1997 ESTIMATED POPULATION BY RACE                                       185,176
    WHITE                                                                 91.95%
    BLACK                                                                  4.64%
    ASIAN & PACIFIC ISLANDER                                               0.48%
    OTHER RACES                                                            2.92%

1997 ESTIMATED POPULATION                                               185,176
    HISPANIC ORIGIN                                                       18.84%

OCCUPIED UNITS                                                           61,703
    OWNER OCCUPIED                                                        70.21%
    RENTER OCCUPIED                                                       29.79%
    1990 AVERAGE PERSON PER HH                                             2.41

1997 ESTIMATED HH BY INCOME                                              77,170
    $150,000 +                                                            10.66%
    $100,000 TO $149,999                                                   7.19%
    $ 75,000 TO $ 99,999                                                   8.24%
    $ 50,000 TO $ 74,999                                                  18.09%
    $ 35,000 TO $ 49,999                                                  16.65%
    $ 25,000 TO $ 34,999                                                  14.86%
    $ 15,000 TO $ 24,999                                                  12.72%
    $  5,000 TO $ 14,999                                                   8.73%
    UNDER $ 5,000                                                          2.86%

1997 EST. AVERAGE HH INCOME                                             $77,184
1997 EST. MEDIAN HH INCOME                                              $44,762
1997 EST. PER CAPITA INCOME                                             $32,696

Wed Jul 9, 1997                                                           Page 1

                              CUSTOM SUMMARY REPORT
                         POP 80-01, HH 80-O1, INC 80-01)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               CUSHMAN & WAKEFIELD

FLORIDA
                                                   COORD:   00:00.00   00:00.00
--------------------------------------------------------------------------------
DESCRIPTION                                                               TOTALS
--------------------------------------------------------------------------------
POP_80: TOTAL                                                          9,746,326
POP_90: TOTAL                                                         12,937,926
POP_97: TOTAL (EST.)                                                  14,450,334
POP_02: TOTAL (PROJ.)                                                 15,363,003
HH_80: TOTAL                                                           3,744,255
HH_9O: TOTAL                                                           5,134,869
HH_97: TOTAL (EST.)                                                    5,864,493
HH_O2: TOTAL (PROJ.)                                                   6,315,395
INC_80: PER CAPITA (EST.)                                                 $7,270
INC_90: PER CAPITA                                                       $14,698
INC_97: PER CAPITA EST.                                                  $21,441
INC_02: PER CAPITA PROJ                                                  $28,009
HH_80_BY INCOME_79: MEDIAN                                                    $0
HH_90_BY INCOME_89: MEDIAN                                               $27,890
HH_97_BY INCOME: MEDIAN                                                  $33,828
HH_02_BY INCOME: MEDIAN                                                  $41,040
HH_80_BY INCOME_79: AVERAGE                                              $18,695
HH_90_BY INCOME_89: AVERAGE                                              $36,517
HH_97_BY INCOME: AVERAG                                                  $52,110
HH_02_BY INCOME: AVERAG                                                  $67,157

Wed Jul 9, 1997                                                           Page 1
                              CUSTOM SUMMARY REPORT
                           (POP FACTS: SUMMARY REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               CUSHMAN & WAKEFIELD

FLORIDA
                                                   COORD:   00:00.00   00:00.00
--------------------------------------------------------------------------------
DESCRIPTION                                                               TOTALS
--------------------------------------------------------------------------------
POPULATION
    2002 PROJECTION                                                  15,363,003
    1997 ESTIMATE                                                    14,450,334
    1990 CENSUS                                                      12,937,926
    1980 CENSUS                                                       9,746,326
    GROWTH 1980 - 1990                                                    32.75%

HOUSEHOLDS
    2002 PROJECTION                                                   6,315,395
    1997 ESTIMATE                                                     5,864,493
    1990 CENSUS                                                       5,134,869
    1980 CENSUS                                                       3,744,255
    GROWTH 1980 - 1990                                                    37.14%

1997 ESTIMATED POPULATION BY RACE                                    14,450,334
    WHITE                                                                 81.23%
    BLACK                                                                 14.37%
    ASIAN & PACIFIC ISLANDER                                               1.62%
    OTHER RACES                                                            2.78%

1997 ESTIMATED POPULATION                                            14,450,334
    HISPANIC ORIGIN                                                       16.00%

OCCUPIED UNITS                                                        5,134,869
    OWNER OCCUPIED                                                        67.23%
    RENTER OCCUPIED                                                       32.77%
    1990 AVERAGE PERSON PER HH                                             2.46

1997 ESTIMATED HH BY INCOME                                           5,864,493
    $150,000 +                                                             4.35%
    $100,000 TO $149,999                                                   4.54%
    $ 75,000 TO $ 99,999                                                   6.30%
    $ 50,000 TO $ 74,999                                                  16.86%
    $ 35,000 TO $ 49,999                                                  16.26%
    $ 25,000 TO $ 34,999                                                  14.49%
    $ 15,000 TO $ 24,999                                                  16.65%
    $  5,000 TO $ 14,999                                                  15.51%
    UNDER $ 5,000                                                          5.04%

1997 EST. AVERAGE HH INCOME                                             $52,110
1997 EST. MEDIAN HH INCOME                                              $33,828
1997 EST. PER CAPITA INCOME                                             $21,441

               DEPARTMENT OF BUSINESS AND PROFESSIONAL REGULATION
                            DIVISION OF REAL ESTATE
                      FLORIDA REAL ESTATE APPRAISAL BOARD

                           TEMPORARY PRACTICE PERMIT

                             NUMBER

                                    0001138

                                  Jay F. Booth

                             121 E. 90th Street #10

                               New York, NY 10128

         who possesses a current and valid license or certification in

                                    New York

has complied with the requirements of Chapter 475, Part II and applicable rules to qualify to receive a temporary practice permit to operate in the State of Florida in the capacity of a

                             REAL ESTATE APPRAISER

To perform the following appraisal assignment: Certified General


By: /s/ [ILLEGIBLE]
   ---------------------------------------------
   Chairman, Florida Real Estate Appraisal Board

Federally related transaction for client regulated by OCC: Airport-Pulling & Pine Ridge Carillon Place, Shopping Center, Naples, Florida this 31st day of July, 1997.

                                                                  QUALIFICATIONS
================================================================================

                                                               Jay F. Booth, MAI

Professional Affiliations:

        Member, Appraisal Institute (MAI No.11142)
        Candidate, Commercial Investment Real Estate Institute
        Certified General Appraiser, State of New York No. 46000026796 Member, Young Advisory Council, Appraisal Institute

General Experience:

        Associate Director, Cushman & Wakefield, Inc., Valuation Advisory Services, Retail Valuation Group, a full-service real estate organization specializing in appraisal, consulting, and advisory services. With experience in appraisal and consulting for a full array of property types, Mr Booth's primary focus is major national retail properties, including regional malls, department stores, specialty centers, and other formats. August 1993 - Present.

        Associate, Appraisal Group, Inc., Portland, Oregon, a real estate appraisal and consulting firm specializing in all property types, including industrials, office buildings, retail centers, and special use properties. At AGI, Mr. Booth also performed extensive work on market analyses and supply and demand studies. May 1990 - July 1993.

Academic Education:

        Master of Science in Real Estate (MSRE), 1995
        Major:  Real Estate Valuation & Analysis
        New York University, New York, New York

        Bachelor of Science (BS), 1991
        Majors: Business-Economics, Art
        Willamette University, Salem, Oregon

        Overseas Study, 1988
        Xiamen University, Xiamen, China;
        Kookmin University, Seoul, South Korea;
        Tokyo International, Tokyo, Japan

Appraisal Education:

        As of the date of this report, Jay F. Booth has successfully completed all of the continuing education requirements of the Appraisal Institute.

================================================================================

                                                                  QUALIFICATIONS
================================================================================

                                                         Richard W. Latella, MAI
Professional Affiliations:

      Member, Appraisal Institute (MAI Designation #8346)
      Affiliate Member, International Council of Shopping Centers, ICSC
      New York State Certified General Real Estate Appraiser #46000003892 Pennsylvania State Certified General Real Estate Appraiser #GA-001053-R State of Maryland Certified General Real Estate Appraiser #10796 Minnesota Certified General Real Estate Appraiser #20026517 Commonwealth of Virginia Certified General Appraiser #4001-003348
      State of Michigan Certified General Real Estate Appraiser #1201005216 New Jersey Real Estate Salesperson (License #NS-130101-A)
      Certified Tax Assessor, State of New Jersey
      Commonwealth of Massachusetts Certified General Real Estate Appraiser
      #4287

General Experience:

      Senior Director, Retail Valuation Group, Cushman & Wakefield Valuation Advisory Services, a national full-service real estate organization. While Mr. Latella's experience has been in appraising a full array of property types, his principal focus involves appraisal and counseling clients for major retail properties and specialty centers on a national basis. As Senior Director, his responsibilities include coordination of the firm's national Retail Valuation Group consisting of appraisers who specialize in regional malls, department stores and other major retail property types. He has personally appraised and consulted on in excess of 500 malls and specialty centers across the country.

      Senior Appraiser, Valuation Counselors, Princeton, New Jersey, specializing in the appraisal of commercial and industrial real estate, condemnation analyses and feasibility studies for both corporate and institutional clients (July 1980-April 1983).

      Supervisor, State of New Jersey, Division of Taxation, Local Property and Public Utility Branch in Trenton, New Jersey, assisting and advising local municipal and property tax assessors throughout the state (June 1977-July
      1980).

      Associate, Warren W. Orpen & Associates, Trenton, New Jersey, assisting in the preparation of residential property appraisals and condemnation analyses (July 1975-April 1977).

Education:

      Trenton State College, Trenton, New Jersey
      Bachelor of Science, Business Administration - 1977

      As of the date of this report, Richard W. Latella, MAI, has completed all of the requirements under the continuing education program of the Appraisal Institute.

================================================================================

[KTR LOGO]  Koeppel Tener Real Estate Services, Inc.
            575 Lexington Avenue, New York, NY 10022-6102
            212 906-9400 Fax 212 935-5935

                                                              KTR Job #1-1-97156

NEW YORK, NY
LOS ANGELES, CA
CHICAGO, IL
SEATTLE, WA
DALLAS, TX
PISCATAWAY, NJ

                                  APPRAISAL OF
                                 WORLDWIDE PLAZA
                                825 EIGHTH AVENUE
                              BOROUGH OF MANHATTAN
                            NEW YORK COUNTY, NEW YORK

            [Letterhead of Koeppel Tener Real Estate Services, Inc.]

Mr. Spencer Kagan                                                August 12, 1997
Vice President
Lehman Brothers, Inc.
3 World Financial Center - 12th Floor
New York, New York 10285-1100

Re:    Worldwide Plaza
       825 Eighth Avenue
       New York, New York

Dear Mr. Kagan:

Pursuant to your request, Koeppel Tener Real Estate Services, Inc. has completed its appraisal of the Leased Fee Interest in the above referenced property for the purpose of estimating its As Is Market Value, free and clear of financing, subject to existing leases and contractual obligations as of July 25, 1997, the date of inspection.

The subject property, Worldwide Plaza, a mixed-use office complex constructed in 1989, is comprised of an Office and Amenity Components. The Amenity Component is comprised of a theater and 3 individual retail, health club and garage condominium units, which are collectively known as the "Amenity Component". The subject property contains a total of 1,837,397 square feet of rentable building area. Situated on a rectangular 160,700 square foot site, it occupies the entire block bounded by Ninth Avenue and Eighth Avenue, between West 49th and West 50th Streets, in the West Side office sub-market within Midtown Manhattan.

The Office Component (Block 1040 Lot 29) consists of a 47-story Class "A" office building with two levels of retail space, containing a total of 1,595,462 square feet of net rentable area (which includes 27,028 square feet of retail space).

The Amenity Component, comprised of the Theater and the Garage, Retail, and Health Club Condominiums, is located at the base of the residential structure of Worldwide Plaza. The Theater Component (Block 1040 Lot 50) consists of a six-screen movie complex, approximately 56,934 square feet situated in the sub-basement levels. The theater is leased by RKO Century Warner Theaters, Inc. under a lease expiring in 2019.

(Continued. . .)

Mr. Spencer Kagan.                                               August 12, 1997
Lehman Brothers, Inc.                                                     Page 2


The Garage Condominium (Block 1040 Lot 1001) consists of a 131,971 square foot, 473 car parking garage. The Retail Condominium (Block 1040 lot 1002) consists of 18,030 square feet of miscellaneous retail space and is comprised of eleven units. The Health Club Condominium (Block 1040 Lot 1003) consists of approximately 35,000 square feet of space leased under a long term lease which expires in 2009.

The Office Component is currently 97%+ occupied under multi-year retail and office leases. The subject property's office space is currently occupied by 3 primary tenants; Ogilvy & Mather Worldwide (585,460 square feet, 37.3%) under net leases expiring in 2009,Cravath Swaine & Moore (400,333 square feet, 25.5%) under a net lease expiring in 2009, and Polygram Records (307,121 square feet, 19.6%) under a lease expiring in 2012. Overall, the subject property (the office and amenity component) is 99% occupied under office, retail, theater, health club and garage leases.

The purpose of our assignment is to determine the Market Value of the Leased Fee combined interest in the Office Component and Amenity Component, as of July 25, 1997. Our valuation of the subject property has employed the 3 approaches to value: the Income Capitalization Approach, the Sales Comparison Approach and the Cost Approach. The Cost Approach is also employed at the client's request in estimating insurable value (reference addenda).

Our value estimate is subject to the Basic Assumptions and Limiting Conditions and Certification Statement contained herein. This valuation has been made in conformity with and is subject to the requirements of the Uniform Standards of Professional Appraisal Practice of The Appraisal Foundation. It is also subject to the Code of Professional Ethics of the Appraisal Institute. Lastly, this appraisal conforms to the appraisal guidelines of Teachers Insurance and Annuity Association.

The market value developed in this appraisal represents a marketing time of 1 year or less.

(Continued. . .)

Mr. Spencer Kagan.                                               August 12, 1997
Lehman Brothers, Inc.                                                     Page 3


Attached is our appraisal report which describes our investigation and analyses, together with Certification, Basic Assumptions and Limiting Conditions, upon which we have based our opinion that the As Is Market Value of the Leased Fee Interest in the subject property as of July 25, 1997 are:

                   THE OFFICE COMPONENT (Leased Fee Interest)
                   THREE HUNDRED EIGHTY SEVEN MILLION DOLLARS
                                 ($387,000,000)

                   THE AMENITY COMPONENT (Leased Fee Interest)
                           TWENTY NINE MILLION DOLLARS
                                  ($29,000,000)

         THE OFFICE AND AMENITY COMPONENT COMBINED (Leased Fee Interest)
                      FOUR HUNDRED SIXTEEN MILLION DOLLARS
                                 ($416,000,000)

It has been a pleasure to be of service to you. Please do not hesitate to call with any questions you may have regarding our assumptions, observations or conclusion.

Sincerely,

KOEPPEL TENER REAL ESTATE SERVICES, INC.


    /s/ Wayne A. Nygard                           /s/ Shinbi Morimoto

By: Wayne A. Nygard, MAI                      By: Shinbi Morimoto
    Senior Vice President                         Associate

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                  Frontispiece


                          TABLE OF CONTENTS (Continued)

                                TABLE OF CONTENTS
                                  INTRODUCTION

Title Page
Letter of Transmittal
Table of Contents
Certificate of Appraisal
Photographs of the Subject Property

Summary of Important Conclusions...............................................1
Basic Assumptions and Limiting Conditions......................................3

                            PREMISES OF THE APPRAISAL
Purpose of the Appraisal.......................................................5
Identification of the Property.................................................5
Date of Valuation..............................................................5
Scope of the Appraisal.........................................................5
Intended Use of the Appraisal..................................................6
Property Rights Appraised......................................................6
Definition of Market Value.....................................................7
History of the Subject Property................................................8
Marketing Period...............................................................8
Area Analysis (Regional and City).............................................10

                                  PROPERTY DATA
Site Data.....................................................................38
Zoning........................................................................43
Real Estate Assessments and Taxes.............................................46
Description of Improvements...................................................54
Summary of Existing Leases....................................................64

                                 MARKET ANALYSIS
Office Market Overview........................................................68
Market Rent Analysis (Office , Retail, Theater, Garage and Health Club).......85

                                    VALUATION
Highest and Best Use.........................................................114
Valuation Procedure..........................................................116
Income Capitalization Approach...............................................119
Amenity Component Valuation..................................................140

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                  Frontispiece


Sales Comparison Approach....................................................152
Reconciliation and Final Value Conclusion....................................161

                                     ADDENDA

Exhibit 1 - Letter of Engagement
Exhibit 2 - Floor Plans
Exhibit 3 - Tenant Lease Abstracts
Exhibit 4 - Management Provided Financials
Exhibit 5 - Comparable Improved Sales
Qualifications of the Appraisers

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                  Frontispiece


                            CERTIFICATE OF APPRAISAL

We, Wayne A. Nygard, MAI and Shinbi Morimoto certify that to the best of our knowledge and belief:

The statements of fact contained in this report are true and correct.

The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event

Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

Shinbi Morimoto and Wayne A. Nygard, MAI have made a personal inspection of the property that is the subject of this report.

No one provided significant professional assistance to the persons signing this report.

This appraisal was not prepared in conjunction with a request for a specific value or a value within a given range or predicated upon loan approval.

Wayne A. Nygard, MAI has been duly certified to transact business as a Real Estate General Appraiser (New York State Certification #46000004241.

The Appraisal Institute conducts a program of voluntary continuing professional education for its designated members. MAI and SRA members who meet minimum standards of this program are awarded periodic education certification. Wayne A. Nygard, MAI, has completed the requirements under this program.

KOEPPEL TENER REAL ESTATE SERVICES, INC.


    /s/ Wayne A. Nygard                           /s/ Shinbi Morimoto

By: Wayne A. Nygard, MAI                      By: Shinbi Morimoto
    Senior Vice President                         Associate

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                  Frontispiece


                         PHOTOGRAPH OF 825 EIGHTH AVENUE
                                 WORLDWIDE PLAZA

                               [GRAPHIC OMITTED]

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                        Page 1


                        SUMMARY OF IMPORTANT CONCLUSIONS

Date of Value:                                July 25, 1997

Inspection Date:                              July 25, 1997

Property Address:                             Worldwide Plaza
                                              825 Eighth Avenue
                                              Borough of Manhattan
                                              New York County, New York

Property Location:                            Entire City block, located between
                                              Eighth and Ninth Avenues and
                                              between West 49th and West 50th
                                              Streets.

Purpose of the Appraisal:                     To estimate the As Is Market Value
                                              of the Leased Fee Interests in the
                                              subject property, free and clear
                                              of financing, subject to
                                              contractual obligations and
                                              existing leases as of July 25,
                                              1997.

Site Size:                                    160,700 square feet (rectangular)

Zoning: C6-7, General Central Commercial District within a Special Midtown District (MiD).

Improvements:                                 A 47-story Class "A" commercial
                                              office building and amenity
                                              component, constructed in 1989
                                              containing 1,837,397 square feet
                                              of rentable area.

Highest and Best Use
         As Vacant:                           Speculative holding until such
                                              time that development of an office
                                              building is economically feasible.

         As Improved:                         Commercial office with retail on
                                              grade.


Primary Approach:                             Discounted Cash Flow Analysis

Projection Period:                            11 fiscal years beginning 8/1/97.

Holding Period:                               10 fiscal years beginning 8/1/97.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                        Page 2


                  SUMMARY OF IMPORTANT CONCLUSIONS (Continued)

Office Market Rent (Per Sq.Ft.) - Average
      Under 100,000 rentable square feet:     $36.00 per square foot
      Over 100,0000 rentable square feet:     $34.00 per square foot

Retail Market Rent (Per Sq.Ft.)

         Weighted Average Rent:               $34.00 per square foot

Future Office Lease Terms (Years) and Rent Step-ups
         All Office:                          15 years, with $2.50 per square
                                              foot step-ups every 5 years.

Future Retail Lease Terms (Years) and Rent Step-ups:
         All retail:                          10 years with 3.0% per year
                                              step-ups.

Renewal Probability
         Retail Component:                    50%
         Office Component:                    50%

Months Vacancy Between Leases
         All space:                           6 months

Market Rent Growth Rate:                      0.0% for calendar year 1997 and
                                              4.0% per calendar year thereafter.

Expense Growth Rate:                          3.5% per year from 1/1/97

Real Estate Tax Growth Rate:                  Variable due to BID and ICIP.

Credit Loss:                                  Overall 3.0% per year.

AS IS VALUATION - LEASED FEE INTEREST

Income Capitalization Approach:               $416,000,000

Sales Comparison Approach:                    $413,000,000

Cost Approach:                                NA

APPRAISED VALUE                               $416,000,000 ($226 per square
                                              foot)

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                        Page 3


                    BASIC ASSUMPTIONS AND LIMITING CONDITIONS

This appraisal report is subject to the following assumptions and limiting conditions:

No responsibility is assumed for the legal description or for matters including legal or title considerations. Title to the property is assumed to be good and marketable unless otherwise stated.

The property is appraised free and clear of any or all liens or encumbrances unless otherwise stated.

Responsible ownership and competent property management are assumed.

The information furnished by others is believed to be reliable. However, no warranty is given for its accuracy.

All engineering is assumed to be correct. The plot plans and illustrative material in this report are included only to assist the reader in visualizing the property.

It is assumed that there are no hidden or unapparent conditions of the property, subsoil, or structures that render it more or less valuable. No responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them.

It is assumed that there is full compliance with all applicable federal, state, and local environmental regulations and laws unless noncompliance is stated, defined, and considered in the appraisal report.

It is assumed that all applicable zoning and use regulations and restrictions have been complied with, unless a nonconformity has been stated, defined, and considered in the appraisal report.

It is assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been or can be obtained or renewed for any use on which the value estimate contained in this report is based.

It is assumed that the utilization of the land and improvements is within the boundaries or property lines of the property described and that there is no encroachment or trespass unless noted in the report.

The distribution, if any, of the total valuation in this report between land and improvements applies only under the stated program of utilization. The separate allocations for land and buildings must not be used in conjunction with any other appraisal and are invalid if so used.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                        Page 4


              BASIC ASSUMPTIONS AND LIMITING CONDITIONS (Continued)

Possession of this report, or a copy thereof, does not carry with it the right of publication.

The appraiser, by reason of this appraisal, is not required to give further consultation, testimony, or be in attendance in court with reference to the property in question unless arrangements have been previously made.

Neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraiser, or the firm with which the appraiser is connected) shall be disseminated to the public through advertising, public relations, news, sales, or other media without prior written consent and approval of the appraisers.

The appraisers have inspected the subject property with the due diligence expected of a professional real estate appraiser. The appraisers are not qualified to detect hazardous waste and/or toxic materials. Any comment by the appraisers that might suggest the possibility of the presence of such substances should not be taken as confirmation of the presence of hazardous waste and/or toxic materials. Such determination would require investigation by a qualified expert in the field of environmental assessment.

The presence of substances such as asbestos, urea-formaldehyde foam insulation or other potentially hazardous materials may affect the value of the property. The appraiser's value estimate is predicated on the assumption that there is no such material on or in the property that would cause a loss in value.

No responsibility is assumed for any environmental conditions, or for any expertise or engineering knowledge required to discover them. The appraiser's descriptions and resulting comments are the result of the routine observations made during the appraisal process.

The American with Disabilities Act (ADA) became effective January 26, 1992. The appraisers have not made a specific compliance survey and analysis of the subject property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the subject property, together with a detailed analysis of the requirements of the ADA, could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this could have a negative effect upon the value of the property. Since the appraisers have no direct evidence relating to this issue, they did not consider possible non-compliance with the requirements of ADA in estimating the market rent of the subject property.

All values rendered within this report assume marketing times of 12 months or less unless otherwise indicated.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                        Page 5


                            PREMISES OF THE APPRAISAL

PURPOSE OF THE APPRAISAL

The purpose and intended use of this appraisal is to assist the client, Lehman Brothers, in estimating the "as is" Market Value of the Leased Fee Interest in the subject property, free and clear of financing, as of July 25, 1997, the date the property was inspected by the staff of Koeppel Tener Real Estate Services, Inc. Demographic, rental, and sales data, verified with local sources wherever possible, is analyzed for the subject market. The Income Capitalization and Sales Comparison Approaches to value are employed in estimating the Market Value for the subject property.

IDENTIFICATION OF THE SUBJECT PROPERTY

The subject property consist of the Leased Fee interests in an office component and amenity component that contains a total of 1,837,397 square feet of above and below grade rentable area. The subject property improvements were constructed in 1989, and contains office and retail areas, a 6-screen movie theater, a 2-level underground parking garage and a health club component. Overall, the subject property is 99% occupied under office, retail, theater, garage and health club leases. 825 Eighth Avenue is the block bounded by Eighth and Ninth Avenues and West 49th and West 50th Streets, in the Borough of Manhattan and the City, County, and State of New York. The subject property is identified on the Manhattan Tax Map as Block:1040, Lot:29 (Office component), the amenity component consists of Block 1040 Lot 50 (Theater), Lot 1001 (Garage), Lot 1002 (Retail) and Lot 1003 (Health Club).

DATE OF VALUATION

This appraisal is dated as of July 25, 1997, the date the subject property was inspected by the staff of Koeppel Tener Real Estate Services, Inc.

SCOPE OF THE APPRAISAL

Demographic data and data used in the valuation of the subject property has been researched from the Manhattan office market and verified with local sources wherever possible. A physical

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                        Page 6


                      PREMISES OF THE APPRAISAL (Continued)

inspection of the subject property, a review of the existing lease abstracts, which was provided by the management, and an analysis of the influencing market has been performed.

Our valuation of the subject property has employed the 2 of the 3 approaches to value: the Income Capitalization Approach, the Sales Comparison Approach. The Cost Approach was not included in our analysis. The appraisal is in the full narrative form, employing all applicable appraisal techniques. The data included in this report has been researched from the subject property's influencing community.

INTENDED USE OF REPORT

The function of this appraisal is for use by Lehman Brothers or its subsidiaries, for loan underwriting. The report may be relied upon by (i) Lehman Brothers and its successors and assigns in determining whether to make a loan evidenced by a note (the "Property Note") secured by the property; (ii) the Report may be relied upon by any purchaser or assignee of the Property Note in determining to purchase the Property Note in determining to purchase the Property Note from Lehman Brothers and its successors and assigns and by rating agency rating securities secured by, or representing an interest in, the property note; (iii) the report may be referred to and quoted in and included with materials offering for sale upon by persons who acquire the Property Note or an interest in the Property Note, and (v) the Report speaks only as of its date.

PROPERTY RIGHTS APPRAISED

The purpose of our assignment is to determine the aggregate Market Value of the Leased Fee interests in the subject property's Office and Amenity Components. The subject property was most recently inspected by the staff of Koeppel Tener Real Estate Services, Inc. on July 25, 1997.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                        Page 7


                      PREMISES OF THE APPRAISAL (Continued)

A Leased Fee Interest is defined by the Appraisal Institute in The Dictionary of Real Estate Appraisal, Third Edition, (Appraisal Institute: Chicago, Illinois,
1993), as:

      An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease.

DEFINITION OF MARKET VALUE

Market Value is defined by the federal financial institutions regulatory agencies as follows:

      The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specific date and the passing of title from seller to buyer under conditions whereby:

      1.    Buyer and seller are typically motivated;

      2. Both parties are well informed or well advised, and acting in what they consider their own best interests;

      3.    A reasonable time is allowed for exposure in the open market;

      4. Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

      5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

      Source: Office of the Comptroller of the Currency under 12 CFR, Part 34, Subpart Appraisals, 34.42 Definitions [f]

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                        Page 8


                      PREMISES OF THE APPRAISAL (Continued)

HISTORY OF THE SUBJECT PROPERTY

Worldwide Plaza, developed by Zeckendorf Company, Inc. and designed by Skidmore Owings & Merill, is an integrated office, residential condominium, retail, theater, health club and garage complex, which was completed in 1989. The 3.7 acre development site (the former Madison Square Garden site) was acquired in 1986 for a reported $87 million dollars. On November 20, 1996, the subject property was under a Chapter 11 voluntary bankruptcy and debt restructuring plan.

MARKETING PERIOD

According to the previously stated definition of Market Value, the property must be allowed a reasonable time to be exposed in the open market to achieve the appraised value. Historically, buyers and sellers of commercial real estate have assumed a maximum 12 month period between offering the property for sale and closing. Consequently, appraisers, have valued properties assuming their sale within 12 months. This marketing period is appropriately longer for a property that is to be sold piecemeal, such as condominium units or subdivision lots. However, were such properties to be valued in bulk, assuming their sale to a single investor, they too would be priced to reflect a sale consummated within 12 months.

In our market research, we have identified several relevant buildings that do not appear to have involved a seller under duress. Review of sales activity suggests there is adequate activity to confirm the presence of an active investor network for most forms of commercial real estate.

The subject property is a multi-tenanted modern Class "A" commercial office complex which is conveniently located in the West Side office sub-market within Manhattan's Midtown Office Market in the Borough of Manhattan, New York, New York. Market activity indicates that there is a demand for properties such as the subject property and that conventional financing is available.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                        Page 9


                      PREMISES OF THE APPRAISAL (Continued)

Our appraisal of the subject property reveals no factors that would reasonably suggest that the subject property is not marketable. Accordingly we believe, that if priced appropriately (that is to say, the appraised value), the subject property should sell within a reasonable period of time, which we consider to be within 12 months. We acknowledge that in appraising the property to sell within 12 months, we must place most emphasis on the buyer's expectations and yield requirements. Further, this estimate is consistent with real estate investor surveys.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 10


                                REGIONAL ANALYSIS

INTRODUCTION

The subject property is situated in Manhattan, which is one of the 5 boroughs of New York City. The city is the focal point of the region known as the New York-Northern New Jersey-Long Island, NY Consolidated Metropolitan Statistical Area, as defined by the U.S. Department of Labor, Bureau of Labor Statistics.

The Port Authority of New York and New Jersey, which tracks economic data in the region defines the core area of the New York metropolitan region as the 17-county area of New York and New Jersey surrounding New York harbor. This core encompasses the New York City sector of five counties (New York, Kings, Queens, Bronx and Richmond), the New York State suburban sector of four counties (Nassau, Suffolk, Westchester and Rockland) and the northeastern New Jersey sector of eight counties (Bergen, Essex, Hudson, Middlesex, Morris, Passaic, Somerset and Union).

In response to recent census data, which depict the metropolitan area as an increasingly complex and interwoven network of employment and residential locations over a wide geographic area, the Port Authority has begun to track economic trends in a surrounding "outer ring" of ten counties which form a crescent arching around the core from the New Jersey shore on the southeast, through the mid-Hudson area of New York state and into southwestern Connecticut at the northeast. These outer ring counties include Hunterdon, Mercer, Monmouth, Ocean, Sussex and Warren in New Jersey, Dutchess, Orange and Putnam in New York and Fairfield County in Connecticut.

ECONOMIC OVERVIEW

The region ranks as one of the largest in the U.S. regions as measured by population, jobs, income and retail activity. Its economic base is shaped by a wide range of businesses in services, finance, communications/media, entertainment, hi-tech, trade and manufacturing that serve national and international markets. It has an elaborate infrastructure that positions it well to move goods and people around the region and to and from national and international markets.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 11


                          REGIONAL ANALYSIS (Continued)

The region is the number one U.S. gateway with the value of its international air cargo trade, totaling more than $84.4 billion, or nearly 24% of the U.S. total. Total trade increased by about 10% in 1995, led by gains in import activity. Its seaport activity represents nearly one-third of total trade value of all U.S. East Coast activity.

While the region is a "high cost" location, businesses are attracted and retained because of the skills and knowledge of the work force. Firms in the metropolitan area are world leaders in finance, services and manufacturing, and the region's employers require a highly productive workforce. While the high wage levels of the region might suggest a lack of competitiveness, the business community appears to value the character of the workforce. An example can be found in the securities industry. With only 30% of the industry's total U.S. workforce, the region accounts for 50% of U.S. output in this sector.

The regional economy slowed in 1995 and the first half of 1996 in conjunction with sluggish growth in the U.S. and persistent weakness in key international markets, such as Japan and Mexico, which are significant partners for trade and investment in the region. Private sector employment grew for the fourth year in a row and improvement is anticipated in 1997.

POPULATION

During recent decades the New York region has witnessed sharp rates of population growth in outlying suburban and previously rural areas. In the same period the area's cities and inner ring suburbs have either lost population, remained level or experienced minimal growth in percentage terms. The contrast is chiefly due to the availability of abundant, relatively cheaper land and to improving accessibility in the outlying areas. In addition, the relocation of businesses out of central cities has made it feasible to commute from previously remote areas.

The table below indicates a decline of 6.7% in the population in the 17-county inner ring of the metropolitan area in the period from 1970 to 1990, a period during which the outer ring of New York

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                          REGIONAL ANALYSIS (Continued)

and New Jersey counties were experiencing growth of 30.4% and 38.0%, respectively. Fairfield County, CT experienced 4.4% growth during this period. Population declines in the 17-county inner core region appear to have been reversed in the first five years of the 1990s, with growth experienced in all of the regional sectors.

                                POPULATION TRENDS
                           NY-NJ-CT METROPOLITAN AREA
                                   1970 - 1995
                                     (000s)

--------------------------------------------------------------------------------
                                                                 % Change
Area of Region                    1970      1990     1995     70-90    90-95
--------------------------------------------------------------------------------
17-County NY-NJ Region         16178.6   15100.3  15661.4     -6.7%     3.7%
Outer NY Counties                500.6       653    675.3     30.4%     3.4%
Outer NJ Counties               1192.9    1646.3   1733.7     38.0%     5.3%
Fairfield County, CT               793     827.9    830.7      4.4%     0.3%
--------------------------------------------------------------------------------
Source: Port Authority of NY/NJ; Compiled by KTR

EMPLOYMENT

In the early and mid years of the 1980s the region's core areas experienced significant job growth. As illustrated in the following table, between 1980 and 1988 the total number of wage and salary employees increased by approximately 899,200. As overall job growth was increasing during this period at a compound rate of 1.6% per year, employment in the manufacturing sector was declining at an annual rate of 2.4%. The F.I.R.E. and Services sectors were gaining jobs at the rate of 3.4% and 3.7% per annum, respectively. The 1989-92 recession in the region resulted in losses of approximately 622,200 jobs, nearly 70% of the total gained in the prior eight years. Only the Services sector was spared from job losses, and the growth in that sector declined sharply. Since 1992, total employment in the region's core has increased by 165,800 jobs, approximately 27% of the jobs lost during the recession.

          Koeppel Tener Real Estate Services, Inc., Valuation Division
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                    NEW YORK - NEW JERSEY METROPOLITAN REGION
                     NON-AGRICULTURAL EMPLOYMENT 1980 - 1995
                   (in thousands of wage and salary employees)

-------------------------------------------------------------------------------------------------------------------------------
                                                                                            Annual Rate of Increase (Decrease)
                                1980     1988     1991     1992     1993     1994     1995  1980-88   1988-91  1991-92  1992-95
-------------------------------------------------------------------------------------------------------------------------------
Total Employment             6,691.9  7,591.1  7,135.3  6,968.9  6,994.0  7,072.6  7,134.7     1.6%     -2.0%    -2.3%     0.8%

Manufacturing                1,338.3  1,098.6    911.2    862.5    836.8    816.4    796.7    -2.4%     -6.0%    -5.3%    -2.6%

Non-Manufacturing            5,353.6  6,492.5  6,224.1  6,106.4  6,157.2  6,256.2  6,338.0     2.4%     -1.4%    -1.9%     1.2%
 Const. and Mining             199.0    331.4    240.9    209.8    212.1    220.8    223.4     6.6%    -10.1%   -12.9%     2.1%
 Trans. and Pub. Util.         468.9    470.9    466.5    449.3    453.4    458.4    462.4     0.1%     -0.3%     3.7%     1.0%
 Trade                       1,399.2  1,621.1  1,468.7  1,427.2  1,419.2  1,440.8  1,473.1     1.9%     -3.2%    -2.8%     1.1%
 F.I.R.E.                      630.4    820.8    766.5    746.3    746.1    756.7    746.6     3.4%     -2.3%    -2.6%     0.0%
 Services and Misc.          1,578.4  2,105.8  2,121.0  2,128.7  2,183.1  2,244.2  2,319.8     3.7%      0.2%     0.4%     2.9%
Government                   1,077.7  1,159.5  1,158.4  1,143.2  1,141.3  1,133.2  1,110.8     0.9%      0.0%    -1.3%    -1.0%
-------------------------------------------------------------------------------------------------------------------------------
Source:   Port Authority of NY & NJ; compiled by KTR

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New York, New York                                                       Page 14


                          REGIONAL ANALYSIS (Continued)

In 1995 total employment increased by 62,100 jobs. This represented an increase of 0.9% over the 1994 level but a slowing in the growth rate from the 1.1% increase in 1994 over 1993. This slow down in the rate of job growth in 1995 is consistent with the slowdown in the regional economy discussed previously. While employment in the government sector declined in 1995, all other non-manufacturing employment sectors experienced gains. Manufacturing employment represented 20.0% of the region's total wage and salary jobs as of 1980, by 1995 it represented only 11.2%. The table below illustrates the structural changes in the region's economy that have been taking place over the recent past.


                           32.5%.EMPLOYMENT BY SECTOR
                      NY/NJ METROPOLITAN REGION 1980 - 1995
                     (in thousands of wage and salary jobs)

        --------------------------------------------------------------
                             1980          1988       1992        1995
        Total Employment  6,691.9       7,591.1    6,968.9     7,134.7
        --------------------------------------------------------------

        % by Sector
        Construction         3.0%          4.4%       3.0%        3.1%
        Manufacturing       20.0%         14.5%      12.4%       11.2%
        TCPU                 7.0%          6.2%       6.4%        6.5%
        Trade               20.9%         21.4%      20.5%       20.6%
        F.I.R.E.             9.4%         10.8%      10.7%       10.5%
        Services            23.6%         27.7%      30.5%       32.5%
        Government          16.1%         15.3%      16.4%       15.6%
        --------------------------------------------------------------
        Source: Port Authority of NY/NJ; Compiled by KTR

The following table illustrates that the outer-ring counties of the metropolitan region have experienced greater percentage increases in employment since 1970 than have the counties in the 17-county inner core of the metropolitan region.

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                          REGIONAL ANALYSIS (Continued)

                               PRIVATE EMPLOYMENT
                          NY-NJ-CT METROPOLITAN REGION
                                   1970 -1995
                                     (000s)

--------------------------------------------------------------------------------
                                                          Annual Rate of Change
Area of Region                     1970      1994     1995       70-94    94-95
--------------------------------------------------------------------------------
17 County NY/NJ Region          5,679.6   5,803.0  5,876.9        0.1%     1.3%
Outer NY Counties                 116.5     172.6    176.8        1.7%     2.4%
Outer NJ Counties                 268.5     489.5    498.4        2.5%     1.8%
Fairfield County, CT              272.9     350.8    356.0        1.1%     1.5%
--------------------------------------------------------------------------------
Source: Port Authority of NY-NJ; Compiled by KTR

UNEMPLOYMENT

Unemployment in the region reached a cyclical low in 1988 when it fell to 4.2%. In the following four year period unemployment increased in each year reaching its recent peak at 9.1% in 1992 before beginning to decline again. In 1995 the regional unemployment rate fell to 6.9% from the 1994 level of 7.3%. This compares to a national unemployment rate in 1995 of 5.6%, indicating that the region's recovery is lagging that of the nation as a whole. While data for the entire region is not yet available, preliminary indications are that unemployment in the region continued to decline in 1996.

INCOME

Based on data collected by the Port Authority, wage gains in the region's private sector increased through the first half of 1995 at a faster rate than employment gains, resulting in growth in wages per private sector job. This followed an increase in 1994, which amounted to a 2.5% increase over 1993 wages. The average wage in 1994 was $37,078. The following table outlines average wages by employment sector in the 17-county inner core of the region.

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                          REGIONAL ANALYSIS (Continued)

                            1994 PRIVATE SECTOR WAGES
                           NY-NJ-CT METROPOLITAN AREA
                             (By Employment Sector)

               ----------------------------------------------
               F.I.R.E.                               $61,251
               Transportation, Comm. & Pub. Util.     $41,422
               Manufacturing                          $40,578
               Construction                           $38,300
               Services                               $32,952
               Trade                                  $27,493
                Wholesale Trade                       $44,539
                Retail Trade                          $19,037
               ----------------------------------------------
               Source: Port Authority of NY & NJ; compiled by KTR

INFLATION

In 1996 consumer prices in the metropolitan area increased at an annual average rate of 2.9%, the fourth year in a row in which prices grew at a rate of 3.0% or less. In addition, this marked the third year in a row that regional inflation was lower than that of the nation's, after exceeding it for twelve consecutive years. The 1995 rate of price increase in the region was lower than the national rate in housing, food, transportation, medical care and apparel. In only energy costs did the regional rate exceed the national.

After 4 consecutive years of decline in the year to year inflation rate, the region's inflation rate increased from 2.4% in 1994 to 2.5% in 1995 and to 2.9% in 1996. According to data prepared by the U.S. Department of Labor Bureau of Labor Statistics, during the period from 1986 to 1996 prices for all items in the region grew at an annual rate of 4.0%. When viewed from 1990 forward, the annual rate of increase has been only 3.2%. Projections made by Data Resources, Inc. ("DRI") indicate a probable range in average annual inflation between 1994 and 2015 of 3.0% to 3.8%. Based on recent surveys of investor expectations for both the Manhattan and the national suburban office markets, an inflation rate of 4.0% has been utilized in this analysis, i.e., above the level projected by DRI.

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                          REGIONAL ANALYSIS (Continued)

CONSTRUCTION ACTIVITY

The value of overall planned construction spending in the region in 1995 increased by 2.7% over that of 1994, which was a decline in the increase from 1993 to 1994 of 11.6%. This is believed to be the result of increasing interest rates during 1994 and the lack of confidence in the economy engendered by corporate downsizing. Residential construction increased in 1995 by 18.6%, while infrastructure construction increased by 7.3%. Commercial/industrial construction declined from the 1994 level by 7.3%. The New York City sector led the region in 1995 with a 10.7% increase in overall construction spending, while both the New Jersey and NY suburban sectors experienced marginal declines.

The table on the following page illustrates the history of recent changes in the level of construction spending in the region since 1989.

                              CONSTRUCTION ACTIVITY
                               METROPOLITAN REGION
                                   1989 - 1995
                          (in billions of 1992 dollars)

--------------------------------------------------------------------------------
                   Total     Residential      Comm./Ind.    Infrastructure
   Year     Construction    Construction    Construction      Construction
--------------------------------------------------------------------------------
   1989          $16.105          $4.382          $7.713            $4.010
   1990          $11.444          $2.908          $5.822            $2.713
   1991           $9.915          $2.889          $4.270            $2.755
   1992          $10.140          $2.357          $4.860            $2.923
   1993           $9.728          $2.436          $4.592            $2.700
   1994          $10.856          $2.579          $5.442            $2.835
   1995          $11.145          $3.058          $5.046            $3.041
--------------------------------------------------------------------------------
Source: Port Authority of NY & NJ; compiled by KTR

While commercial construction spending declined in 1995 in all three sectors of the region, the New York City sector experienced dramatic gains in residential and infrastructure construction levels increasing by 36.1% and 29.7%, respectively. Despite the slowdown in the rate of increase

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                          REGIONAL ANALYSIS (Continued)

in construction activity in 1995, construction activity in the region has increased in three of the four years since 1991 after declining sharply during the recent recession from its pre-recession peak in 1989. Commercial construction has been dominated by the retail sector, as the office market has not recovered from its overbuilt status of the late 1980s and speculative new construction is not yet feasible in most areas of the metropolitan region.

TRANSPORTATION

The metropolitan region benefits from a vast transportation infrastructure that has historically provided its framework for growth.

The Port of New York/New Jersey is the nation's largest in terms of both total tonnage and the dollar value of freight hauled, and the section of the port known as Port Newark/Elizabeth accounts for more than 75% of the total tonnage that moves through New York Harbor and occupies an area in excess of 2,200 acres, providing docking services for over 2,500 ships annually. It is directly accessible to Newark International Airport, the New Jersey Turnpike (Interstate
95) and connecting highways.

The Port's prominence is directly related to its sophistication and capacity of its services. These include 700 berths, 23 container cranes, a square mile of transit and storage areas and specialized buildings for cold storage, automated handling facilities, cargo distribution, wine storage and frozen meat inspection.

The leading airports in the area are Newark International Airport in northern New Jersey and Kennedy International and LaGuardia Airports in New York City's Borough of Queens. Public mass transit needs are served by extensive commuter rail and bus networks, which are primarily designed to provide commuter service between the suburbs and Manhattan. The New Jersey suburbs are serviced by the NJ Transit and the PATH railway systems, while the northern New York suburbs and Fairfield County, CT are serviced by the Metro North Railroad and the Long

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                          REGIONAL ANALYSIS (Continued)

Island suburbs by the Long Island Railroad. Intra-city mass transportation in New York City itself is provided by an extensive subway system, which services four of the five counties, excepting Richmond, which has its own system. Ferries provide trans-Hudson river service from New Jersey and Richmond County, NY.

Significant interstate highways serving the region include Interstate 95, which connects the area with other cities along the eastern seaboard, Interstate 80, which extends west to Pennsylvania from a junction in northern New Jersey with Interstate 95, Interstate 78, which provides access to New York City via Staten Island and to Pennsylvania to the west; Interstate 287 (completed in late 1993) which provides a western circumferential route around New York City for long distance auto and truck traffic and Interstate 87, which provides access to New York City from upstate New York and Canada.

The Port Authority, which operates tunnels and bridges that span the Hudson River between New Jersey and New York in addition to Kennedy and Newark airports reports that regional traffic trends are consistent with an improving economy. In 1994 international passenger traffic at the authority's airports increased to
20.8 million passengers, exceeding for the first time the pre-recession 1990 level of 20.7 million passengers. In 1995 there was a further increase to 22.1 million international passengers. In addition, eastbound (toward New York) traffic on its bridges and tunnels reached 112.5 million vehicles in 1995, surpassing the prior peak in 1990 of 112.4 million. Bus and PATH railroad traffic increased in 1995, as well. Bus and subway traffic in New York City increased to 1.551 billion passengers in 1995, an increase of 1.2% over the 1994 level, and commuter rail ridership increased in 1995 on the NJ Transit, Long Island and Metro North Railroad systems by 0.2%, 0.5% and 0.3%, respectively.

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                          REGIONAL ANALYSIS (Continued)

                                  REGIONAL MAP

                                [GRAPHIC OMITTED]
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                          REGIONAL ANALYSIS (Continued)

LONG TERM PROSPECTS

In its 1996 report "A Region at Risk," The Regional Plan Association (RPA) predicted that it will take until 2005 for employment in the 31-County region it monitors to exceed the level of employment reached in 1989 before the recession. The region's job growth is projected to grow at 0.75% per annum, or approximately 50% of the 1.4% rate projected for the nation as a whole. As a result, its share of the nation's jobs will continue to decline. Jobs in the services, F.I.R.E. and retail trade sectors are expected to experience more robust growth, which is anticipated to be offset by continued decline in the goods producing sectors, slow growth in contract construction and essentially no growth in public sector employment.

An earlier (1990) report by the RPA entitled "The New Century: Forecasts for the Tri-State Region", which was prepared based on 1986 data provided by the U.S. Department of Commerce's Bureau of Economic Analysis (BEA), economic conditions in 1988 and Wharton Econometric's projections, did not consider the effects of the dramatic economic slowdown in the 1989 to 1992 period. Nevertheless, the report did consider the long term effects of the projected limited growth in the size of the labor force and did not anticipate any substantive changes in immigration policy which would serve to change the trend. Because of its reliance on long term demographics rather than current employment conditions, the report's conclusions, although they are dated, are deemed worthy of consideration.

The report anticipated that growth will be concentrated in the service industries that grew fastest in both the regional and national economies during the period 1977 to 1987, namely, business services and finance, insurance and real estate. Manufacturing, on the other hand, was anticipated to continue to decline.

The strongest geographic sector over the 1988-2015 period was expected to be the 14 county area of northern and central New Jersey which was anticipated to capture almost 40% of the region's job growth with 978,000 jobs, an average of 36,222 jobs per annum. The table below illustrates the

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                          REGIONAL ANALYSIS (Continued)

anticipated job growth by subregion, as projected by the RPA. The statistics are utilized here as an indication of trends rather than for the accuracy of the finite job projections.

                              LOCATION OF NEW JOBS
                          BY SUBREGION, COMPARING RPA'S
                       PROJECTIONS WITH RECENT PERFORMANCE

      -----------------------------------------------------------------
                                1977 - 1987                1988-2015
                            New Jobs     % of       New Jobs      % of
                             (000s)      Growth      (000s)      Growth
      -----------------------------------------------------------------
      Manhattan                334       15.9%         360       14.3%
      Rest of NYC              149        7.1%         228        9.1%
      New Jersey               727       34.5%         978       38.9%
      Mid-Hudson               246       11.7%         362       14.4%
      Long Island              413       19.6%         309       12.3%
      Connecticut              236       11.2%         275       10.9%
                               ---       ----          ---       ----
      Total New Jobs         2,105      100.0%       2,512      100.0%
      -----------------------------------------------------------------
      Source: Regional Plan Association; compiled by KTR

The recent moderate growth, which has been and is anticipated to continue to be led by employment in the services sector, bodes well for continued improvement in commercial real estate occupancies and values.

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                                  CITY ANALYSIS

INTRODUCTION

The subject property is in Manhattan, one of the 5 boroughs or counties which comprise New York City. The commercial hub of New York City, Manhattan is a center of U.S. and international finance. It contains the headquarters of more leading corporations than any other U.S. municipality and has more first-class office space than any other city or urban area in the country. Home to the headquarters of the United Nations and various consulates and legations, New York City is also an international political center. In addition, it is a leading media, cultural and artistic center, housing a number of the world's leading communications companies, prized art museums and entertainment facilities. As a result of its various attractions, Manhattan is perhaps the leading domestic and international tourist center in the United States.

Manhattan has been intensively developed; it consists of a wide variety of residential, commercial and industrial neighborhoods. Except for Central Park and various smaller parks, virtually no space remains undeveloped. Public transportation is readily available throughout the borough connecting it with the other New York City boroughs and suburban areas. Its central business areas, including Midtown and Lower Manhattan, tend to suffer from traffic congestion during weekday business hours.

POPULATION

New York City has long been the most populous city in the United States with nearly three times the number of people of the next three largest cities. In the decade which ended in 1990, all of New York City's boroughs gained population, reversing a long-term trend of declining population. Demographers have attributed the rise to a surge in immigration from foreign countries, particularly from Asia, Central America and the Caribbean.

As the following table shows, the highest increase in percentage terms occurred in Staten Island, though the previous sharp growth rate of this borough had abated. According to U.S. Census

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                            CITY ANALYSIS (Continued)

figures (which have been challenged for under-counting of urban areas), the highest absolute increase among New York's boroughs occurred in Brooklyn. Manhattan ranked second in percentage increase with a 4.1% gain and third in absolute increase with a gain of approximately 59,000 people.

                         NEW YORK CITY POPULATION TRENDS
                                  1960 TO 1990
                                     (000s)

--------------------------------------------------------------------------------
                                                                     %Change
                           1960     1970       1980      1990     60-80   80-90
--------------------------------------------------------------------------------
Manhattan               1,698.3  1,539.2    1,428.3   1,487.5    -15.9%    4.1%
The Bronx               1,424.8  1,471.7    1,169.0   1,203.8    -18.0%    3.0%
Brooklyn                2,627.3  2,602.0    2,230.9   2,300.7    -15.1%    3.1%
Staten Island             222.0    295.1      352.1     379.0     58.6%    7.6%
Queens                  1,809.6  1,987.2    1,891.3   1,951.6      4.5%    3.2%
                        -------  -------    -------   -------      ---     ---

New York City           7,782.0  7,895.6    7,071.6   7,322.6     -9.1%    3.5%
Manhattan as % of NYC      21.8%    19.5%      20.2%     20.3%
--------------------------------------------------------------------------------

INCOME

As the following table indicates, Manhattan ranked first among New York City's boroughs in per capita income in both 1979 and 1989, as well as in the 1999 projections of NPA Data Services, Inc. Over the 1979 to 1989 period, Manhattan's per capita income grew at a higher rate than in any other borough, but the rate of increase is expected to fall behind that of the Bronx and Brooklyn over the 1989 to 1999 period. It is notable that, as of 1989, Manhattan's median level of household income was lower than that of Staten Island. This appears to reflect the fact that Manhattan has a higher percentage of low-income individuals and a lower percentage of middle income earners than Staten Island.

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                            CITY ANALYSIS (Continued)

                                  NEW YORK CITY
                                PER CAPITA INCOME
                                  1979 TO 1999

--------------------------------------------------------------------------------
                                          Projected      Annual Rate of Change
                           1979     1989       1999             79-89      89-99
--------------------------------------------------------------------------------
Manhattan               $26,742  $37,203    $43,667              3.4%       1.6%
The Bronx               $10,994  $12,603    $15,082              1.4%       1.8%
Brooklyn                $12,071  $14,652    $17,841              2.0%       2.0%
Staten Island           $14,448  $18,870    $21,776              2.7%       1.4%
Queens                  $15,159  $18,859    $21,074              2.1%       1.3%
--------------------------------------------------------------------------------
Source: NPA Data Services, Inc.; compiled by KTR

EMPLOYMENT

Spurred by New York City's ascendance as a world financial capital, the City's economy exhibited strong growth in the 1980s. Between 1979 and 1989 total non-agricultural employment expanded at an average rate of nearly 1.0% per annum. By 1987, statistics provided by the U.S. Department of Labor indicate that New York City's economic growth began to subside. By 1989 the growth surge had begun to deteriorate and by the end of 1992 all of the job growth of the 1980s had been erased. Overall growth resumed at a moderate rate in 1993 and continued through 1996, suggesting an economy in recovery.

As depicted in the following table, total employment in New York City grew between 1979 and 1989 by almost 329,400 jobs. This growth was even more pronounced if the calculation excludes the manufacturing sector, which persisted in a decline that began in 1960. Total non-agricultural employment grew by over 488,000 jobs between 1979 and 1989; the strongest sectors of the economy were construction, services, F.I.R.E. (finance, insurance and real estate) and government. By 1989 the rate of growth had abated and in 1990 non-agricultural employment registered the first overall loss in eight years, falling by 42,000 jobs with most of the major employment categories suffering declines. Gains were noted in only the services, transportation and government sectors.

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                            CITY ANALYSIS (Continued)

The rate of decline accelerated in 1991. Total non-agricultural employment fell by over 190,000 jobs, or 5.4% of the 1990 average. Every major employment category exhibited losses from 1990 levels, including manufacturing (down 8.8%); transportation (down 4.7%); wholesale and retail trade (down 7.1%); F.I.R.E. (down 5.0%); services (down 4.5%) and government (down 2.5%).

In 1992, average non-agricultural employment declined by an additional 93,400 jobs or 2.8% from the 1991 average. While every major employment sector continued to experience job losses, the rate of loss declined. Only two sectors experienced increases in the rate of decline during the year, i.e. construction and transportation. The rate of decline in the ever-more-important services sector slowed to only 0.3%.

The year 1993 saw the fourth decrease in total employment in four years, though losses were moderate, with a decline of only 6,300 jobs. Data from the New York State Department of Labor indicate that average 1994 non-agricultural employment grew by 29,500 jobs, the first overall increase in five years. This was followed by a more modest increase of 13,600 jobs in 1995, indicating an economy that was recovering but still struggling. The rate of increase in the creation of new jobs accelerated in 1996, with the city producing 39,400 new jobs, an increase of 1.2% over the 1995 level.

While employment figures prior to September 1993 were consistently lower than those of the prior year, the rate of job loss was gradually ebbing. Between September 1993 and December 1996, New York City experienced 40 consecutive months of job growth on a year-to-year comparative basis.

UNEMPLOYMENT

While residents of Manhattan have historically enjoyed higher rates of employment than the overall population of New York City, they were nevertheless severely impacted by the region's economic weakness in the late 1980s and early 1990s. Unemployment in Manhattan, as well as New York

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                         NYC NON-AGRICULTURAL EMPLOYMENT
                      ANNUAL AVERAGE EMPLOYMENT 1979 - 1996
                   (in thousands of wage and salary employees)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                            Annual % Rate of Change
                          1979     1989     1990     1991     1992     1993     1994     1995      1996    1979-89  1989-92  1992-96
------------------------------------------------------------------------------------------------------------------------------------
Total Employment       3,278.8  3,608.2  3,566.2  3,374.8  3,281.3  3,275.0  3,304.5  3,318.1   3,357.5     1.0%    -3.1%     0.6%

Manufacturing            518.5    359.5    337.5    307.8    292.8    288.8    280.6    273.0     264.5    -3.6%    -6.6%     2.5%

Non-Manufacturing      2,760.3  3,248.7  3,228.7  3,067.0  2,988.5  2,994.6  3,023.9  3,045.1   3,093.0     1.6%    -2.7%     0.9%
 Construction             70.9    120.8    114.9     99.8     87.1     85.8     88.8     89.3      91.2     5.5%   -10.3%     1.1%
 Trans. & Pub. Util.     258.7    218.1    229.1    218.4    204.8    203.4    201.5    203.6     204.6    -1.7%    -2.1%     0.0%
 Trade                   621.1    630.2    608.3    565.3    545.6    537.9    541.1    556.2     561.9     0.1%    -4.7%     0.7%
 F.I.R.E.                429.6    530.6    519.6    493.6    473.5    471.6    480.2    474.1     472.3     2.1%    -3.7%    -0.1%
 Services                858.7  1,147.2  1,149.0  1,096.9  1,093.1  1,115.8  1,146.6  1,180.1   1,229.0     2.9%    -1.6%     3.0%
 Government              520.1    601.5    607.6    592.7    584.1    579.7    565.4    541.5     533.8     1.5%    -1.0%    -2.2%
------------------------------------------------------------------------------------------------------------------------------------
Source: NY State Department of Labor; compiled by KTR

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 28


                            CITY ANALYSIS (Continued)

City and New York State overall, reached cyclical lows in 1988, i.e., 4.2% in Manhattan and New York State and 4.7% in New York City. Between 1988 and 1992 the jobless rate increased sharply in all of these geographic units .

In 1993 the unemployment rate declined in Manhattan and in New York State while it continued to increase in New York City, reaching a cyclical peak in 1993 of 11.0%. Through 1995, unemployment rates in the areas surveyed continued to decline, reaching 7.0% in Manhattan, 8.2% in New York City and 6.3% in New York State.

In 1996, New York State's unemployment rate continued to decline, while it appears to have increased in both the city and in Manhattan. This reversal in the New York City has been attributed by some analysts to increased optimism on the part of the populace in response to 4 straight years of an improving economy, encouraging the chronically unemployed to begin to re-enter the job force. Recent federal welfare reforms may also be contributing to an increase in job seekers.

PROJECTED EMPLOYMENT GROWTH

According to projections made by NPA Data Services, Inc., total employment in Manhattan is expected to decline by 17,010 jobs between 1995 and 2005. Job losses are anticipated in the Manufacturing, Transportation and Trade sectors, while modest growth rates are projected in the Construction, F.I.R.E., Services and Government sectors. In the following table we have outlined NPA's projections by employment sector.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 29


                            CITY ANALYSIS (Continued)

                         MANHATTAN EMPLOYMENT PROJECTION
                                  1995 to 2005
                           (in thousands of employees)

--------------------------------------------------------------------------------
                             Estimated    Projected                  Annual Rate
Sector                            1995         2005          Change    of Change
--------------------------------------------------------------------------------

Total Employment               2,436.6      2,419.6           -17.0        -0.1%

Manufacturing                    166.1        129.8           -36.3        -2.7%
Const. & Mining                   30.4         32.4             2.0         0.6%
T. & P.U.                        103.4         89.8           -13.6        -1.4%
Trade                            316.7        289.9           -26.8        -0.9%
F.I.R.E.                         467.8        478.6            10.8         0.2%
Services                         896.2        922.8            26.6         0.3%
Government                       448.5        474.8            26.2         0.6%
--------------------------------------------------------------------------------
Source: NPA Data Services, 1995 Regional Economic Projection Series Database; compiled by KTR

NEW YORK CITY GOVERNMENT

The structure of the New York City government consists of a Mayor, who functions as the City's chief executive officer, a 51-member elected City Council, which serves as the City's legislative body, a City Comptroller, who acts as the chief fiscal officer, and a President of the Council, who presides over the City Council. The Mayor is responsible for preparing and administering the City's annual expense and capital budgets, which must be approved by the City Council. While the Council is responsible for establishing annually the amount of the real estate tax, it does not have the authority to impose other taxes unless they have been authorized by State legislation. Among the Comptroller's various responsibilities is that of evaluating the Mayor's budget, including the underlying assumptions and methodology.

During the City's fiscal crisis in the mid-1970s, New York State took various steps to assist the City to maintain fiscal stability, including enactment of the Financial Emergency Act. Under the Act, the Municipal Assistance Corporation ("MAC") was created to provide financing assistance

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 30


                            CITY ANALYSIS (Continued)

to the City and the New York State Financial Control Board was established to monitor the City's financial affairs. The City must maintain a balanced expense budget under GAAP guidelines and must prepare a four year financial plan prior to the beginning of each fiscal year. In 1986, the Control Board's right of approval over the City's financial plan was suspended as a result of the City's improved financial condition. The Control Board continues to monitor the City's four year financial plan and its operations. In the event that the City fails to meet debt service obligations and under certain other circumstances, the Control Board is required to reassert a significant degree of authority over the City's finances and operations.

The recently revised New York City charter required the creation of an Independent Budget Office ("IBO") which is to publish a report each February discussing the amount of revenues and expenditures anticipated for the city in the coming fiscal year, assuming current policies. In addition, it is to recast its projections in light of the subsequently announced Mayor's preliminary budget. The IBO is modeled on, and serves much the same purpose as, the Congressional Budget Office of the U.S. Congress. In its first ever report, issued on February 14, 1997, the IBO analyzed the current and anticipated state of both the U.S. and City economies and the anticipated effects on City revenues and expenditures in the fiscal years 1998 through 2001.

Highlights of the IBO's projections for the city economy include:

      Labor Markets: Employment growth in New York City is expected to slow over the next several years, partly in response to slower growth at the national level. IBO projects that City employment will increase only 0.3% in 1997. Slower employment growth, coupled with increased pressure on low-skill employment due to welfare reform, is expected to gradually increase the city's relatively high unemployment rate to 9.2% by 2001.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 31


                            CITY ANALYSIS (Continued)

      Employment by Sector: Industries that are projected to add significant numbers of jobs to the City's economy through 2001 include business services, education, social services, multimedia, hotels, retail sales and entertainment. Growth in healthcare employment, a longtime source of strength in the New York City economy, is expected to slow as the health industry restructures. Similarly, securities industry employment growth will weaken but remain positive, as the industry's profits retreat from their record levels. Sectors that are expected to contract over the next several years include government, manufacturing, banking and insurance. The IBO projects that downsizing in the government sector will moderate through 1999, with government employment forecast to stabilize in 2000. The long-term structural decline in New York City's manufacturing sector is expected to continue. Finally, large bank mergers and insurance industry restructuring are projected to decrease employment in these important components of the City's financial services sector.

      Personal Income: The forecast of slower securities industry revenue growth is expected to have a greater citywide impact on income than employment. IBO projects that personal income growth will decrease from a 4.5% annual rate in 1996 to 3.6% in 1997. For the remainder of the forecast period, personal income growth is expected to strengthen gradually, rising from a rate of 3.8% in 1998 to 4.9% in 2001.

      Real Estate and Construction: The firming of New York City's real estate market is forecast to continue over the next several years. Gains in employment coupled with a lack of new construction will cause the vacancy rate in primary Manhattan office buildings to decline from 12.0% in 1996 to just under 10.0% in 2001, while inflation-adjusted asking rents are expected to rise at an average annual rate of nearly 1.0%. Tightness in housing markets is projected to spur multi-family residential construction as well as increase the price of housing.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 32


                            CITY ANALYSIS (Continued)

The table below illustrates the IBO economic projections for New York City for the calendar years 1998 through 2001.

                                  NEW YORK CITY
                        ECONOMIC OUTLOOK BY CALENDAR YEAR
                                1998 THROUGH 2001

-------------------------------------------------------------------------------------------
                                  Actual                      Forecast
                                    1996      1997      1998      1999      2000      2001
-------------------------------------------------------------------------------------------
Personal Income
Percent Change, year over year      4.5%      3.6%      3.8%      4.4%      4.7%      4.9%

Total Payroll Employment
Thousands of Jobs               3,341.5   3,351.6   3,362.8   3,376.5   3,393.9   3,408.3
Percent Change, year over year      0.7%      0.3%      0.3%      0.4%      0.5%      0.4%

Government Sector Employment
Thousands of Jobs                 522.0     515.0     510.8     508.3     508.4     510.9
Percent Change, year over year     -2.6%     -1.9%     -1.0%     -0.6%      0.0%      0.5%

Retail Sales
Percent Change, year over year      3.3%      1.7%      2.2%      2.2%      2.2%      2.2%

Civilian Unemployment Rate
Percent                             8.7%      8.9%      9.0%      9.1%      9.1%      9.2%
Consumer Price Index                2.9%      2.5%      2.9%      3.0%      3.1%      3.1%
-------------------------------------------------------------------------------------------

Source: New York City Independent Budget Office (IBO); compiled by KTR

The largest single source of City revenues has been real estate taxes, which are the primary source of revenues for the City's General Debt Service Fund. The Mayor's proposed budget for the 1998 fiscal year indicated that General Property Taxes were expected to provide approximately 38.3% of total tax revenues and 21.4% of total revenues. Revenues from real estate taxes as a percentage of total tax receipts have been slowly declining over time. In 1983, when the current tax system was put into place, real estate taxes brought in 44.0% of total tax collections.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 33


                            CITY ANALYSIS (Continued)

CONCLUSIONS

Over the long term, New York City is expected to maintain its position as a world financial, political and cultural capital. The long-term population decline has been reversed, and growth in population and employment is expected to occur into the next century. After substantial employment growth during the 1980s, New York City's economy contracted sharply during the recent recession. The 1980s national expansion and the recent recession were both much more heavily concentrated in the service sector of the economy than previous expansions and contractions. With New York City's heavy concentration of economic activity in the F.I.R.E. and Services sectors of the economy, the 1980s growth was enhanced in the City, but the losses in the recent recession were similarly affected.

Employment in New York City has grown for over 40 consecutive months, and, while forecasters expect future growth to be more moderate than in the recent past, continued growth is expected. With New York City's leading position in international business, the arts and multi-media and with employment growth expected to be concentrated in the services sectors of the economy, commercial real estate values, especially in Manhattan, are expected to increase.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 33


                            CITY ANALYSIS (Continued)


NEIGHBORHOOD ANALYSIS

The subject property is centrally situated in Midtown Manhattan within the West Side office sub-market and on the northern boundary of the Times Square/Theater District retail trade area. It is conveniently located within a diverse area of Midtown Manhattan containing office, retail, hotel, performance and movie theaters and cultural attractions. The West Side office sub-market is the sixth largest (17.7 million square feet) of the 8 recognized sub-markets within the Midtown office market. It is bounded by West 65th Street to the north, the midblock between Sixth and Seventh Avenues to the east, West 42nd Street to the south and 11th Avenue to the west. This sub-market is currently experiencing the third lowest vacancy rate (11.7%) within the Midtown office market.

The West Side sub-market experienced record new development of 7.2+ million square feet of commercial office space during the 1980s. New office development included the following Class "A" buildings: a 44-story building containing 900,000 square feet at 1540 Broadway which is now the U.S. corporate headquarters of the Bertelsmann Publishing Company; a 42-story building containing 1,200,000 square feet at 1585 Broadway and a 36-story building containing 600,000 square feet at 750 Seventh Avenue, both recently acquired for owner occupancy by Morgan Stanley; a 35-story building containing 1,563,000 square feet at 1675 Broadway, a 43-story mixed use building containing 750,000 square feet at 1755 Broadway; the subject property, a 47-story building containing 1,595,462 square feet at 825 Eighth Avenue known as One Worldwide Plaza and a 54-story building containing 1,455,000 at 787 Seventh Avenue and known as the Equitable Tower.

A retail trade area serving tourists and area office workers is evident between West 42nd and West 57th Streets with a wide variety of restaurants (200+), movie theaters and general retail stores. The side streets are also point of destination locations with electronics stores on West 45th Street, a Brazilian commercial area on West 46th Street, the Diamond District on West 47th

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 35


                            CITY ANALYSIS (Continued)

Street and musical instruments on West 48th Street. Rockefeller Center begins on West 48th Street between Fifth and Sixth Avenues.

The subject property also increasingly benefits from the resurgence of Times Square and environs as a retail and entertainment destination for people from throughout the region, the United States, and the world. Worldwide Plaza's proximity to Broadway theaters, restaurants along "Restaurant Row", and destination retail and entertainment outlets enhance the attractiveness of the subject property. Hotels located along Eighth Avenue bring tourists to the area. Although the subject property is considered to be on the outskirts of the Midtown office district, as its location between Eighth and Ninth Avenues is west of where the new activity in Times Square is focused, it continues to strengthen its market position from the influencing neighborhood improvements.

National retailers and entertainment corporations such as Disney, Warner Bros., and Virgin Records are establishing significant presence in the area. Tishman Urban Development Corp. will be developing a multiplex and theme restaurant at the corner of 42nd Street and Eighth Avenue, and Forest City Ratner is developing a $200 million entertainment and retail complex on West 42nd Street. Other new developments include the 75,000 square feet Virgin Records Megastore on Broadway between West 45th and West 46th Streets. New theme restaurants in the area include the All-Star Cafe, David Copperfield's, Dine-O-Mat, and Ferrara's.

The Durst Organization has recently begun development on a 48-story office building (4 Times Square) which will contain 1,600,000 square feet of rentable area along with a 3-level retail component at Broadway and West 42nd Street. Conde Nast Publications will be the premier tenant in this new building which is projected to be completed in 1998-1999. Theater renovations along with development of a state-of-the-art entertainment and retail complex has recently begun by the Walt Disney Company, Tussaud's Group and AMC Entertainment in a $150 million project. Construction is projected to begin in 1996 with completion planned for 1998. This development is expected to have a favorable long term effect on the immediate

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 36


                            CITY ANALYSIS (Continued)

neighborhood.

The subject property is surrounded to the west primarily by low-rise turn of the century tenements and small-scale retail operations. The new residential construction planned in the area should help to bring a "critical mass" of luxury high-rise development to western Midtown, which will help Worldwide Plaza shed its negatively positioned image. The site on the southeast corner of Eighth Avenue and West 50th Street is currently being developed and is scheduled to be improved with a high-rise luxury residential facility with an estimated 550 market rate apartment units; and a 270 unit market rate apartment development is planned for the west side of Eighth Avenue between West 50th and West 51st Streets.

The area is serviced via MTA bus lines, which are available along the major arteries and cross streets. Subway service is available on Broadway, Sixth, Seventh and Eighth Avenues. The IND "C" and "E" subway trains have stations located at Eighth Avenue at West 50th Street, below the subject property's office component and West 42nd Streets. The IND "A" subway stop is also located on West 42nd Street and Eighth Avenue. The BMT "B", "D","E" and "F" trains run on Broadway and Sixth Avenue, with stops at Sixth Avenue and West 50th Street and Times Square (West 42nd Street and Seventh Avenue). In addition, the cross-town shuttle, which connects the IND and BMT subway lines to IRT No. 4, 5 and 6 subways on the East Side of Manhattan is situated at West 42nd Street and Seventh Avenue.

CONCLUSIONS

The subject property is a highly visible site on the periphery of the Midtown West business district. Stability is provided by the revitalization of the Times Square area and the amount of significant commercial development delivered to the community during the past 10 years. The availability of retail services, an established residential base and excellent linkages will all promote the use of the subject property as an office and retail location going forward.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 37


                            CITY ANALYSIS (Continued)

                                NEIGHBORHOOD MAP

                               [GRAPHIC OMITTED]

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 38


                                    SITE DATA

IDENTIFICATION: The subject property, identified as 825 Eighth Avenue, is located on the west side of Eighth Avenue, between West 49th and West 50th Streets in the West Side sub-market within the Midtown office market in the Borough of Manhattan, New York County, New York.

LEGAL DESCRIPTION: The subject property is identified on the tax maps of the City of New York as Block:1040, Lots 29 (office component), 50 (theater), 1001 (garage), 1002 (retail), and 1003 (health club).

DIMENSIONS: The subject property is situated on a rectangular site containing approximately 160,700 square feet. The subject property's office component has dimensions with frontage of 200+ feet on Eighth and Ninth Avenues, and approximately 260 feet on West 49th Street and 260 feet on West 50th Street. The remaining components have various frontages and are incorporated within other buildings.

AREA: The surrounding land uses include a mix of residential buildings and hotels, with office buildings located north and east of the subject property along Broadway and Seventh Avenue. Most of the housing stock in the immediate neighborhood is situated west of Eighth Avenue, consisting of turn-of-the-century tenement houses. Local retail goods and services can be found along Eighth Avenue, with theaters and restaurants situated along the cross streets. Commercial office space is primarily located along Sixth and Seventh Avenues and Broadway, with residential development situated west of Eight Avenue.

TOPOGRAPHY: The subject property's site, which is at grade, is generally level.

PUBLIC AND MUNICIPAL UTILITIES: The subject property is accessible to all municipal and utility hookups. Electric and gas service is provided by Consolidated Edison and water and sewer service and police and fire protection from the City of New York.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 39


                              SITE DATA (Continued)

SOIL INFORMATION: No major adverse subsoil or drainage conditions were observed at the time of inspection, but an engineer's report was not submitted.

FLOOD PLAIN INFORMATION: The subject property is located within Zone C, which is not considered to be within a flood zone (Panel #360497-0031B) according to the Federal Emergency Management Bureau.

ON-SITE PARKING: There is a 2-level underground parking garage, containing 473 legal spaces, which is accessible via curb cuts on West 49th and West 50th Streets.

AIR AND LIGHT: The subject property is afforded excellent air and light on all elevations. Air and light is influenced by the size of the subject property relative to the lower density buildings of the immediately surrounding area and street widths of the avenues and side streets

VISIBILITY/ACCESSIBILITY: The subject property enjoys excellent visibility and accessibility by mass transit. The IND Eighth Avenue subway line is accessed from the 50th Street Station at the subject property. Local subway service (IRT
1) is also conveniently available at Broadway and West 50th Street. A connecting tunnel was constructed during the late 1980s between this station and the station at Eighth Avenue and West 51st Street. Uptown, downtown and crosstown local and express bus service are conveniently available along the avenues, 42nd Street, Rockefeller Center and 57th Streets.

Eighth Avenue is a 5-lane, 1-way heavily trafficked corridor running north to south between upper and lower Manhattan, becoming Central Park West at 59th Street. West 49th and West 50th Streets are both local, one-way side streets running between the East River and Hudson River. All of the bounding streets are asphalt paved and improved with sidewalks, curbs and street lights.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 40


                              SITE DATA (Continued)

CONCLUSIONS

The subject property occupies a functional rectangular site with excellent air and light and excellent visibility and convenient accessibility to mass transportation.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 41


                              SITE DATA (Continued)

                                    SITE PLAN

                               [GRAPHIC OMITTED]

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 42


                              SITE DATA (Continued)

                                 FLOOD ZONE MAP

                               [GRAPHIC OMITTED]

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 44


                                 ZONING OVERVIEW

The subject property is situated within a C6-4, General Central Commercial District within a Special Midtown District (MID) as designated by the City Planning Commission of the City of New York. The rules and regulations of the MID district supersede all underlying zoning criteria.

The C6 district is designed to serve the office workers of the Central Business District with a wide range of retail/commercial goods and services. The C6 district is primarily comprised of 12 sub-districts which vary as to permitted bulk building density for residential, commercial and community service buildings. The subject property is located in sub-district no. 7.

PERMITTED USES: Permitted Use Groups, "as of right", within the C6 district include residential (use groups 1 and 2), community facilities (use groups 3 and 4), transient hotel lodging (use group 5), retail and commercial (use groups 6 through 11) and recreation (use group 12). The existing uses within the subject property fall within the parameters of Use Groups No. 6 and 8 (retail, general office and theater). Further, the existing uses are considered legal and in conformity with existing use regulations.

BULK REQUIREMENTS: The bulk density in the C6-4 district permits an F.A.R. (Floor Area Ratio) of 10.00 for commercial and residential buildings without bonus. The subject property, as if vacant and unencumbered and before any bonus F.A.R., reflects an allowable buildable of 1,607,000 square feet (160,700 square feet site times an F.A.R. of 10.0). The subject property as improved (including the residential portion) reflects a total above grade building area of approximately 2,400,000 plus square feet.

The actual area versus the allowable area suggests that the subject property is overbuilt within the legal constraints of the allowable buildable area of a new "as of right" building. This difference is attributed to the result of bonus F.A.R. for an open plaza, subway station

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 44


                           ZONING OVERVIEW (Continued)

improvements, theater renovations and a through block pedestrian walkway which were granted at the time of development. The subject property is considered to be in compliance with the existing bulk requirements of the zoning district based on its modern construction.

PARKING REQUIREMENTS: No on-site parking is required for any real estate within Midtown Manhattan according to the city zoning code.

TIMES SQUARE BUSINESS IMPROVEMENT DISTRICT (BID): Various Business Improvement Districts were designated throughout New York City to strengthen the business core of various areas, to stabilize development while providing direction and incentives for further growth, and to preserve, protect and enhance the various shopping districts. Refer to real estate tax analysis section of this report for further details.

CONCLUSIONS

The subject property is considered to be legal and conforming in terms of use, legal and complying as to the bulk regulations, legal and complying as to on-site parking regulations and legal and complying with the requirements of the special district.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 45


                           ZONING OVERVIEW (Continued)

                                   ZONING MAP

                               [GRAPHIC OMITTED]

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 46


                        REAL ESTATE ASSESSMENTS AND TAXES

The subject property is assessed by the City of New York as follows. The fiscal tax year in New York City runs from July 1 to June 30. Real estate taxes during the calendar year 1997 consist of the second half taxes of 1996/97 and the first half taxes of 1997/98.

                                825 EIGHTH AVENUE
                ACTUAL 1996/1997 AND 1997/1998 REAL ESTATE TAXES

                                OFFICE COMPONENT

-------------------------------------------------------------------------------------
                          Transitional   Transitional   Target/Actual   Target/Actual
 Block / Lot   Tax Year       Land          Total           Land            Total
-------------------------------------------------------------------------------------

   1040/29      96/97      $19,530,000   $123,150,000    $19,350,000    $126,000,000

Office Tower    97/98      $19,350,000   $121,350,000    $19,350,000    $123,750,000
-------------------------------------------------------------------------------------

                                AMENITY COMPONENT

------------------------------------------------------------------------------------------
                               Transitional   Transitional   Target/Actual   Target/Actual
  Block / Lot*     Tax Year        Land          Total           Land            Total
------------------------------------------------------------------------------------------

     1040/50         96/97      $2,520,000     $3,937,930     $2,250,000       $3,825,000

     Theater         97/98      $2,250,000     $3,815,000     $2,250,000       $3,825,000
------------------------------------------------------------------------------------------

    1040/1001        96/97       $952,200      $3,308,220      $945,000        $3,645,000

  Garage Condo       97/98       $944,550      $3,426,480      $945,000        $3,813,300
------------------------------------------------------------------------------------------

    1040/1002        96/97      $1,260,000     $1,740,600     $1,260,000       $1,764,000

  Retail Condo       97/98      $1,260,000     $1,721,700     $1,260,000       $1,840,500
-----------------------------------------------------------------------------------------

    1040/1003        96/97      $1,140,750     $2,491,000     $1,140,750       $2,362,500

Health Club Condo    97/98      $1,140,750     $2,357,740     $1,140,750       $2,333,700
-----------------------------------------------------------------------------------------

      Source: NYC Tax Assessor's Office; Compiled by KTR.

TAX RATE HISTORY: The subject property is taxed by the City of New York as a Class IV-commercial property. Tax rates (per each $100.00 of Assessed Value) for the last 12 fiscal years are as follows:

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 47


                  REAL ESTATE TAXES AND ASSESSMENTS (Continued)

                                  NEW YORK CITY
                       12-YEAR COMMERCIAL TAX RATE HISTORY

----------------------------------------------------------------------------------------------------------
                                                                                                 1984-1985
 1997/     1996/     1995/     1994/     1993/     1992/     1991/    1990/     1989/   1988/       to
 1998      1997       1996      1995      1994     1993       1992     1991     1990     1989    1987-1988
----------------------------------------------------------------------------------------------------------
$10.072   $10.252   $10.402   $10.608   $10.724   $10.698   $10.631   $9.924   $9.539   $9.582    $9.460
----------------------------------------------------------------------------------------------------------

Source: City Assessor; Compiled by KTR

Historically, New York City has raised tax revenues by increasing a property's transitional and target assessment rather than by increasing the tax rate. The city was forced however, to begin increasing the tax rate in light of declining real estate values between 1987 and 1993. Over the last several years, the city has been encouraged to balance its budget through cost cutting, rather than increasing property taxes, due to pressure by the Municipal Assistance Corporation, New York State and the public. As such, the tax rate for the past 4 fiscal tax years has been nominally declining.

Assessed valuations for income producing commercial real estate are annually adjusted by the City of New York at percentages typically ranging from 25% to 45% of market value. Assessed values are declared on January 5th and finalized on April 14th of the calendar year. Assessed values for income producing real estate are established by employing the Direct Capitalization Method of the Income Capitalization Approach and the Sales Comparison Approach. The Income Capitalization Approach is reported to be the primary means of establishing value.

Under the city's system of assessing real estate, the Transitional Assessed Value is used in developing a property's annual real estate tax bill. If the Target/Actual Assessed Value is greater than the Transitional Assessed Value, the difference is phased-in over the next 5 years in equal installments. However, if the Target/Actual Assessed Value is lower than the Transitional Assessed Value, New York City's tax policy stipulates that the tax burden is based on the lower of the 2 assessed values.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 48


                  REAL ESTATE TAXES AND ASSESSMENTS (Continued)

The 1996/1997 real estate taxes of the subject property have been based upon the Transitional Assessed Values with the exception of block 1040 lots 50 and 1003. The 1997/1998 real estate taxes are based upon the Transitional Assessed Value except for Block 1040 Lot 1003 which is based on its Target/Actual Total..

TAX COMPARABLES: The 1997/1998 taxable Assessed Value of the subject property is compared with the assessed values of major office buildings located in proximity of the subject property and on Broadway between West 42nd and 57th Streets. The reported rentable area is used as the unit basis for analysis purposes.

The compilation of 27 office buildings ranging in size from 41,000 to 2,000,000 square, averaging 450,000 (rounded). On a square foot basis, the assessed values range from $25.00 to $91.00 per square foot. The upper end reflects a Class "A" office building containing 869,000 square feet at 1540 Broadway. The low end of the range reflects a Class "B" office building containing 100,000 square feet at 1780 Broadway. The assessed value of the subject property ($76.00 per square foot, rounded) is in the upper half of the range which averages $60.00 per square foot. Further analysis reveals, however, that the taxable assessment of the subject property is consistent with modern Class "A" commercial office buildings.

The current assessment of the subject property is processed accordingly since it is generally consistent with the influencing market and as most building owners will utilize tax appeal and tax certiorari proceedings to establish real estate tax liabilities which are consistent with its income producing capacity.

RE-ASSESSMENT POLICY: The unofficial policy of the city assessor over the last decade has been to re-assess all real property upon sale at 30-45% of the sale price, assuming an arm's-length transfer. The 45% rate represents the tax equalization rate computed by the State

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 49


                  REAL ESTATE TAXES AND ASSESSMENTS (Continued)

of New York. Any increases in the tax liability of a property are subsequently required to be phased in over a 5-year period. Significant increases in tax assessments were evident during the 1980s due to upwardly trending values. Conversely, tax assessments have been trending downward during the 1990s due to declining cash flows and lower real estate values.

We have examined the sales of Class "A" office buildings in the Midtown office markets to see if this methodology is still applicable in light of the decline in real estate values and the evidence of lower assessed values over the last several years. Fourteen recent sales indicate that the city assessor is applying ratios typically ranging from 24% to 50% (rounded) for Class A office buildings with a weighted average of 40% (rounded).

The comparisons illustrates that the subject property is taxed as at levels consistent for buildings with which it competes. Based on this analysis, overall changes in the subject property's assessed value would not be anticipated. The cash flow model in the Income Capitalization Approach to this appraisal will project future real estate taxes assuming 3.0% annual increases.

I.C.I.P. TAX DEFERRAL PROGRAM: The Industrial - Commercial Incentive Program (I.C.I.P.) is a tax deferral program initiated and administered by the City of New York for the purpose of upgrading the city's inventory of vacant commercial real estate and under-utilized commercial and/or industrial buildings.

The I.C.I.P. Program is a 20-year tax deferral plan (interest free) in which the assessment to the new improvements are 100% exempted during years no. 1 through 3, declining to 80% in year 4, 60% in year 5, 40% in year 6 and 20% in year 7. The assessment to the new improvements are then taxed at 100% during years no. 8 through 10. Subsequently, the cumulative deferred real

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 50

                  REAL ESTATE TAXES AND ASSESSMENTS (continued)


estate taxes of the first 10 years must be repaid in equal annual installments (10% per year) over the remaining 10 years.

The subject property was granted a 20-year I.C.I.P. tax abatement beginning with the 1988/1989 fiscal tax year. The 1997/1998 fiscal tax year represents year no. 10 with the assessment to the new improvements taxed at 100% (0% exempted). The subject property's office component, Block 1040 Lot 29, has deferred aggregate real estates taxes of $48,412,800 for the first ten years and must begin repaying the aggregate deferred real estate taxes in 10 annual installments of $4,841,200 beginning with the 1998/1999 fiscal tax year.

                                825 EIGHTH AVENUE
                   ICIP EXEMPTION BENEFITS (OFFICE COMPONENT)

--------------------------------------------------------------------------------
  Fiscal          %        Assessment       Total         Tax           Tax
Tax Year   Year Exempt     Exemption      Assessment      Rate        Savings
--------------------------------------------------------------------------------
1988/89      1   100%    $112,500,000    $ 26,250,000     9.582%    $  2,515,275
1989/90      2   100%    $112,500,000    $125,500,000     9.539%    $ 10,731,375
1990/91      3   100%    $112,500,000    $133,750,000     9.924%    $ 11,164,500
1991/92      4    80%    $ 90,000,000    $127,000,000    10.631%    $  9,567,900
1992/93      5    60%    $ 67,500,000    $122,000,000    10.698%    $  7,221,150
1993/94      6    40%    $ 45,000,000    $117,000,000    10.724%    $  4,825,800
1994/95      7    20%    $ 22,500,000    $118,000,000    10.608%    $  2,386,800
1995/96      8     0%    $         --    $126,000,000    10.402%    $         --
1996/97      9     0%    $         --    $122,000,000    10.252%    $         --
1997/98     10     0%    $         --    $123,750,000    10.072%    $         --
                                                                    ------------
                                                          TOTAL     $ 48,412,800
--------------------------------------------------------------------------------

      Source: NYC Dept. of Finance, Compiled by KTR

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 51


                  REAL ESTATE TAXES AND ASSESSMENTS (Continued)


REAL ESTATE TAXES: The calendar year 1997 real estate taxes for the subject property's office and amenity component are estimated as follows.

--------------------------------------------------------------------------------
                                OFFICE COMPONENT

Block/Lot       NYC F.Y.  Taxable Assmnt. Tax Rate  Tax Liability  Calendar 1997
--------------------------------------------------------------------------------
1040/29         1996/97    $123,150,000    0.10252    $12,625,338    $12,423,855
Office Tower    1997/98    $121,350,000    0.10072    $12,222,372
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                AMENITY COMPONENT

Block/Lot       NYC F.Y.  Taxable Assmnt. Tax Rate  Tax Liability  Calendar 1997
--------------------------------------------------------------------------------
1040/50         1996/97     $3,825,000     0.10252    $392,139      $  388,193
Theater         1997/98     $3,815,000     0.10072    $384,247

1040/1001       1996/97     $3,308,220     0.10252    $339,159      $  342,137
Garage Condo    1997/98     $3,426,480     0.10072    $345,115

1040/1002       1996/97     $1,740,600     0.10252    $178,446      $  175,928
Retail Condo    1997/98     $1,721,700     0.10072    $173,410

1040/1003       1996/97     $2,362,500     0.10252    $242,204      $  238,627
Healthclub      1997/98     $2,333,700     0.10072    $235,050
                                                                    ----------
                                                  TOTAL             $1,144,885
--------------------------------------------------------------------------------

Source: NYC Dept of Finance, Tax Assessor, Calculated by KTR.

The real estate taxes processed within the discounted cash flow analysis for the office component inclusive of the repayment of the ICIP deferred exemptions are summarized on the following page.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 52


                  REAL ESTATE TAXES AND ASSESSMENTS (Continued)

                                825 EIGHTH AVENUE
                                OFFICE COMPONENT
                            PROJECTED TAX LIABILITIES

--------------------------------------------------------------------------------
Calendar     Projected    Exemption       Office       Amenity         Total
Tax Year   Office Taxes*  Repayment  Tax Liability  Tax Liability  Tax Liability
--------------------------------------------------------------------------------
  1997      $12,423,855       -        $12,423,855    $1,144,885    $13,568,740
  1998       12,796,571  $2,420,640     15,217,211     1,179,232     16,396,442
  1999       13,180,468   4,841,280     18,021,748     1,214,608     19,236,356
  2000       13,575,882   4,841,280     18,417,162     1,251,047     19,668,209
  2001       13,983,158   4,841,280     18,824,438     1,288,578     20,113,016
  2002       14,402,653   4,841,280     19,243,933     1,327,235     20,571,169
  2003       14,834,733   4,841,280     19,676,013     1,367,053     21,043,065
  2004       15,279,775   4,841,280     20,121,055     1,408,064     21,529,119
  2005       15,738,168   4,841,280     20,579,448     1,450,306     22,029,754
  2006       16,210,313   4,841,280     21,051,593     1,493,815     22,545,408
  2007       16,696,622   4,841,280     21,537,902     1,538,630     23,076,532
  2008       17,197,521   2,420,640     19,618,161     1,584,789     21,202,949
  2009       17,713,447       -         17,713,447     1,632,332     19,345,779
--------------------------------------------------------------------------------

      Source: Calculated by KTR.

BID TAXES

The subject property is located within Times Square business improvement district (BID) for Midtown New York. This organization of local businesses self-imposed taxes to pay for local services conducive to its needs. These funds currently support the various needs and the creation of services for the community. Programs specifically aimed at bolstering employment and providing support services to both owners and tenants are anticipated to further spur commercial occupancy levels within the garment district core. The historical BID taxes for the subject property were not provided. BID taxes are typically 0.3% of the assessed values for commercial buildings. As such, we have projected BID Taxes of $364,000 for the office component and $34,000 for the amenities component (based on the respective assessed values). The BID taxes are projected to grow at 2.0% per year.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 53


                  REAL ESTATE TAXES AND ASSESSMENTS (Continued)

      PROJECTED REAL ESTATE TAXES: Real estate taxes are projected for use in the discounted cash flow analysis are as follows.

1. The 1996/1997 and 1997/1998 Assessed Values are adopted and processed accordingly. The 1997 BID taxes will also be adopted and processed accordingly.

2. Calendar year real estate taxes are assumed to increase by 3.0% per year and BID Taxes by 2.0% per year.

3. The 1997 Calendar Year Real estate taxes are converted to coincide with the fiscal year within the discounted cash flow analysis.

4. The repayment of the deferred ICIP exemption for the Office component will be processed as previously discussed.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 54


                         DESCRIPTION OF THE IMPROVEMENTS

The following descriptions of the subject property are based upon an inspection of the improvements by the staff of Koeppel Tener Real Estate Services, Inc. on July 25, 1997 and from information provided by the ownership.

The subject property is comprised of a 47-story office building with two levels of basement office space, and an amenity component consisting of a mutli-plex movie theater, a health club, a garage and retail stores. The total rentable area of the subject property equates to approximately 1,837,397 square feet of which 1,595,462 square feet is comprised of the retail and office components (not including 241,935 square feet comprised of garage, movie theater, and health club). There are 45 leasable office floors (floors 3 and 13 are not used for rental purposes) in the office building component, with approximately 1,568,434 square feet of rentable office space, including the two basement office levels.

The office building component is a multi-tenanted 47-story Class "A" commercial office building, designed by Skidmore, Owings & Merrill and completed in 1989, The movie theater occupies three levels, primarily two below the mid-block plaza and street-level entrances at West 49th Street and West 50th Street (only the West 50th Street entrance is operational). The health club is located in the base of the Worldwide Plaza residential tower, located mid-block between Eighth and Ninth Avenues across the plaza from the office tower. The 473-car garage component is located on two basement levels below the residential component.

In addition to the 27,028 square feet retail space located in the office building (18,030 square feet) of retail space is located on West 49th and West 50th Street and the easterly blockfront of Ninth Avenue. There are also two retail kiosks, one 800 square feet and one 900 square feet, located in the mid-block open plaza.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 55


                     DESCRIPTION OF IMPROVEMENTS (Continued)

The following description addresses site improvements, general building layout, building area, construction features, entrances/exits, building component descriptions, interior finish, elements of depreciation and conclusions.

SITE IMPROVEMENTS

The subject property contains a mid-block park area that is accessible to the public between the office tower and the residential portion of the site. Within the open plaza, there are two retail kiosks, 800 and 900 square feet. Public seating is available in the park, which is a brick-paved area.

OFFICE COMPONENT

BASEMENT NO. 2: This floor contains the management office (13,694 sq. ft.), and office space.

BASEMENT NO. 1:  This floor contains office space.

PARK LEVEL: Contains the public plaza, retail frontage, retail kiosks, and the health club entrance.

OFFICE RENTABLE AREA: The subject property's office space is comprised of multi-tenanted floors and single tenanted office floors constructed around a central core area containing a total rentable area of 1,568,434 square feet. Individual floor areas range from 17,925 (Floor No. 49) to 45,380 square feet (Floor No. 4), with an average of approximately 32,000 square feet.

MANAGEMENT OFFICE: There is a management office located in the on the second basement level containing 13,694 square feet.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 56


                     DESCRIPTION OF IMPROVEMENTS (Continued)

                        WORLDWIDE PLAZA STACKED GRAPHIC

                                [GRAPHIC OMITTED]

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 57


                     DESCRIPTION OF IMPROVEMENTS (Continued)

GRADE (1): Three office lobbies are provided at grade level. Cravath, Swaine & Moore has a lobby entrance to its own offices mid-block along Eight Avenue. Ogilvy & Mather also has a private lobby, located on the West 49th Street frontage. A lobby for the remainder of the office tenants is located behind the Cravath entrance along Eighth Avenue toward the mid-block park.

An open, covered walkway provides access to base-building retail spaces, which are not accessible from inside the building. The movie theater's main entrance is mid-block on the south side of West 50th Street.

FLOOR NOS. 2 - 47 (architectural floors): There is retail space located on the second floor. The 4th - 47th floor consists of 44 single tenanted office floors and 2 multi-tenanted office floors with mechanical rooms, men's and women's toilet rooms and public hallways. For leasing purposes floor nos. 3 and 13 have been omitted, therefore although there are 47 architectural floors. A table summarizing the occupied areas is located on the following page.

AMENITIES COMPONENT

There are 4 parts to the subject property's amenity component which are summarized as follows.

GARAGE RENTABLE AREA: The subject property contains a 2-level unit containing 131,971square feet of rentable area allocated with 473 legal parking spaces located on the two basement levels (divided into eight ramps) below the residential tower at Worldwide Plaza. The garage is fully spinklered.

RETAIL RENTABLE AREA: There is 27,028 square feet of retail space located on floors one and two of the office component and an additional 18,030 square feet demised into retail units located in the base of the residential tower at Worldwide Plaza and in freestanding kiosks located in the open plaza.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 58


                     DESCRIPTION OF IMPROVEMENTS (Continued)

                                825 EIGHTH AVENUE
                                OFFICE COMPONENET
                           SUMMARY OF OCCUPIED FLOORS

                 Leased            --------------------------------------------------------------------------------- Architectural
               Floor No.               O&M       CSM      PG      DARCY  Microsoft   RH     VACANT   MGMT  Lifetime  Floor No.
                         -------------------------------------------------------------------------------------------
                      C2     45,734   17,599             6,870    7,571                             13,694           C2
                         ----------
                      C1     37,708   37,708                                                                         C1
                         ----------
                       G     Retail                                                                                  1
                         ----------
                       2     11,000             6,000             5,000                                              2
                         ----------
                       4     59,915   59,915                                                                         3
                         ----------
                       5     45,683   45,683                                                                         4
                         ----------
                       6     45,818   45,818                                                                         5
                         ----------
                       7     39,328   39,328                                                                         6
                         ----------
                       8     39,328   39,328                                                                         7
                         ----------
                       9     39,328   39,328                                                                         8
                         ----------
                      10     39,328   39,328                                                                         9
                         ----------
                      11     39,328   39,328                                                                         10
                         ----------
                      12     39,328   39,328                                                                         11
                         ----------
                      14     39,454   39,454                                                                         12
                         ----------
                      15     34,419   34,419                                                                         13
                         ----------
                      16     34,678   34,678                                                                         14
                         ----------
                      17     34,218   34,218                                                                         15
                         ----------
                      18     36,256                                        36,256                                    16
                         ----------
                      19     36,043                     36,043                                                       17
                         ----------
                      20     28,731                     28,731                                                       18
                         ----------
                      21     29,501                                        29,501                                    19
                         ----------
                      22     29,501            29,501                                                                20
                         ----------
                      23     29,501                     29,501                                                       21
                         ----------
                      24     29,501                     29,501                                                       22
                         ----------
                      25     29,501                     29,501                                                       23
                         ----------
                      26     29,501                     29,501                                                       24
                         ----------
                      27     29,501                     29,501                                                       25
                         ----------
                      28     29,501                     29,501                                                       26
                         ----------
                      29     29,501                     29,501                                                       27
                         ----------
                      30     28,970                     28,970                                                       28
                         ----------
                      31     30,596                                                         30,596                   29
                         ----------
                      32     30,596                                                                          30,596  30
                         ----------
                      33     30,596                              30,596                                              31
                         ----------
                      34     30,596                              30,596                                              32
                         ----------
                      35     30,596                              30,596                                              33
                         ----------
                      36     30,518            30,518                                                                34
                         ----------
                      37     30,518                                                 30,518                           35
                         ----------
                      38     30,518            30,518                                                                36
                         ----------
                      39     30,518            30,518                                                                37
                         ----------
                      40     30,676            30,676                                                                38
                         ----------
                      41     29,994            29,994                                                                39
                         ----------
                      42     28,761            28,761                                                                40
                         ----------
                      43     28,761            28,761                                                                41
                         ----------
                      44     28,761            28,761                                                                42
                         ----------
                      45     28,761            28,761                                                                43
                         ----------
                      46     29,128            29,128                                                                44
                         ----------
                      47     29,128            29,128                                                                45
                         ----------
                      48     21,383            21,383                                                                46
                         ----------
                      49     17,925            17,925                                                                47
                         ----------

                         ----------
              OFFICE RBA  1,568,434  585,460  400,333  307,121  104,359    65,757   30,518  30,596  13,694   30,596
                         ----------
            RETAIL SPACE     27,028
                         ----------
       TOTAL OFFICE COMP  1,595,462                                                            0.86%
                         ---------------------------------------------------------------------------
                                          THEATER           GARAGE         HEALTH CLUB      RETAIL
                         ---------------------------------------------------------------------------
           TOTAL AMENITY    241,935        56,934           131,971          35,000         18,030
----------------------------------------------------------------------------------------------------
TOTAL OFFICE AND AMENITY  1,837,397
-----------------------------------

Source: Management provided schedule; Compiled by KTR.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 59


                     DESCRIPTION OF IMPROVEMENTS (Continued)

MOVIE THEATER RENTABLE AREA: There is a 6-screen 2,102 seat capacity multi-plex movie theater containing 56,934 square feet of space. The theater is located on a total of three levels, with two-levels below the mid-block park containing the lobby and theaters, and an at grade entrance with stairs leading down to the theater. Access down to the theaters is by two sets of escalators or handicapped accessible elevators. The theater is in good condition with attractive finishes and space.

HEALTH CLUB RENTABLE AREA: The health club contains approximately 35,000 rentable square feet. The club has a park level entrance, and is located on two basement levels below the residential tower at Worldwide Plaza. The health club, operated by the Vertical Club, is accessed by two elevators. Facilities include a 85 foot long lap pool, a hot tub, indoor track, aerobics room, sauna, and exercise machines, and free weights.

CONSTRUCTION FEATURES

STRUCTURE: The existing improvement is comprised of a concrete foundation, reinforced steel footings, a structural steel frame and concrete over steel decking.

EXTERIOR WALL: The exterior walls are brick masonry cladding with cast stone concrete trim backed with rigid insulation.

ROOF: The set-back flat roof is an Inverted Roof Membrane Assembly finished with insulation and concrete pavers.

WINDOWS: Thermopane glass fixed lights set in anodized aluminum sashes. The windows provide excellent light.

STAIRWELLS: There are two sets of painted steel scissors stairs with steel handrails and

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 60


                     DESCRIPTION OF IMPROVEMENTS (Continued)

painted concrete treads and landings. Stairways are enclosed in painted concrete block walls. Firestairs are heated. Private interconnecting stairs have been installed for multiple office floors occupied by a single tenants.

ELEVATORS: The subject property has a total of 23 automatically operated passenger elevators (4000 lb. capacity) running between the lobby and the upper floors. The passenger elevator cabs are finished with carpeted or marble floors, wood panel walls, and polished bronze ceilings. The elevators are reported to be in compliance with the Americans with Disabilities Act. Additionally, there are 3 freight elevators (4,000 to 4,500 lb. capacity per cab) and a truck elevator (60,000 lb.
capacity per cab).

ESCALATORS: Escalators are located in the Cravath lobby and the Ogilvy lobby, servicing the lobby and the concourse.

INTERIOR

MAIN ENTRANCES/LOBBIES: The building contains three lobbies: one for Cravath, Swaine, and Moore, one for Ogilvy and Mather, and one for the remainder of the office tenants. Individual sets of metal revolving and swing doors open to the lobbies. Each lobby is finished with a marble floor and walls. Ceilings are vaulted double height finished with veneer plaster.

SERVICE ENTRANCE: The loading dock with 7 bays are located on the second basement level. Six of the seven are available for deliveries, and the other is used for a compactor. The loading dock is accessed by two 60,000 pound capacity truck elevators.

PUBLIC HALLWAYS: Public halls are finished with carpeted or tile floors, painted and vinyl or fabric-covered wall finishes over gypsum wallboards on metal studs, acoustic drop ceilings and ceiling-hung fluorescent lighting with parabolic reflectors. Ceiling height is 13 feet on most office floors.

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

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 61


                     DESCRIPTION OF IMPROVEMENTS (Continued)

OFFICE SPACE: Interior finishes generally reflect an average to above average building installation typically found throughout the Class "A" office market of Manhattan. All office units are finished according to tenant specifications as follows: commercial carpeting, marble, vinyl tile and wood floors, sheetrock and wood panel walls, acoustic drop ceilings, and ceiling hung fluorescent and high hat lighting. All occupied office space has been fitted to individual tenant requirements.

TOILET FACILITIES: Each floor contains adequate men's and women's toilet rooms. The men's rooms contains 3 flushometer toilets, 3 urinals and sinks. The women's rooms contains 4 flushometer toilets and sinks. Toilet rooms are finished with ceramic tile floors and walls, acoustical tile ceiling and ceiling hung fluorescent lighting. According to the building manager, the toilet facilities are ADA compliant.

MECHANICAL SYSTEMS

HVAC/HEAT/HOT WATER: The office HVAC system is installed on individual floors to provide tenants with a Variable Air Volume (VAV) system. All floors receive cooling and electric heat through Blazer package 2-speed units. The system is supplied from condenser water supply. The system uses an Evapco 4-cell roof mounted cooling tower, with a maximum capacity of 6,000 tons. Cooled air is provided to all space through central ductwork. Heat to the perimeter is provided by two-zone hot water fin coil radiation.

ELECTRIC: Incoming electric service totals 36,000 amps, which is reduced to 277/480 volts by a bank of building-owned dry transformers. This amount appears to be adequate. Electricity is directly metered by Con Edison.

WATER AND FIRE PROTECTION: Water, for domestic use, sprinkler and standpipe system is stored in (2) tanks with a 28,000 gallon capacity (with 6,034 gallon fire reserve) on the

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

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 62


                     DESCRIPTION OF IMPROVEMENTS (Continued)

52nd floor. The subject property is fully sprinklered. Further, it is reportedly in compliance with all laws pertaining to fire safety: emergency (strobe) lighting throughout, smoke detectors, fire control panel in the lobby and passenger elevators with automatic recall. Cravath has installed roll down (or drop) doors at their convenience stairs, and Ogilvy has alternated their convenience stairs from one side of the building to the other from floor to floor.

SECURITY: Entrance and accessibility is controlled through the installation of a security card system on individual floors. A closed-circuit television security system is provided in the building, and monitors are located at the lobby console and in the security room.

CONDITION OF BUILDING: The subject property is a modern Class "A" commercial office building which has been constructed with quality materials, systems, finish and workmanship, and which has been well maintained to date. The building appears to be in very good condition and well maintained based on our inspection of the subject property and discussions with the ownership.

ELEMENTS OF DEPRECIATION
PHYSICAL DETERIORATION: No physical deterioration has been found, other than minor repairs and maintenance typical of most office buildings Overall, there appeared to be limited amount physical deterioration due to a comprehensive level of maintenance to date.

FUNCTIONAL OBSOLESCENCE: The building has been built to modern standards, however, the retail layout of office components has limited street visibility, a form of functional obsolescence as the rents in place are lower than typical retail rents.

EXTERNAL OBSOLESCENCE: External obsolescence is evidenced within the subject property since the current unsubsidized costs of development are in excess of the unit values

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

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 63


                     DESCRIPTION OF IMPROVEMENTS (Continued)

illustrated by Income Capitalization Approach. The difference in values is primarily attributed to external obsolescence.

CONCLUSIONS
The subject property is a modern Class "A" commercial office building with an amenities component which has been designed and constructed with quality materials and workmanship and which has been well maintained to date. Its office component reflects quality modern office space for both full and multi-tenanted floor tenants, and is considered attractive to large space users based on its large floor plates offering excellent light and air.

The Marshall Valuation Service suggests that Class "A" office buildings typically have a life expectancy of approximately 60 years. The ratio of the effective age (8 years) of the subject property to its estimated physical life suggests accrued depreciation of 13.3% in its short and long lived components.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 64


                           SUMMARY OF EXISTING LEASES

Current income has been compiled based on a review of a billing and collections statement dated July 25, 1997 as supplied by Zeckendorf Management and supporting information supplied by Blackstone. Reference the addenda for an itemized tenant roster.

OCCUPANCY: The subject property is comprised of office and amenities components which are occupied as follows.

                                825 EIGHTH AVENUE
                                OCCUPANCY SUMMARY

-------------------------------------------------------------------------------
                                                               As a   Occupancy
                     Occupied      Vacant         Total        % of   as a % of
Category             (Sq.Ft.)    (Sq.Ft.)      (Sq.Ft.)       Total       Total
-------------------------------------------------------------------------------

Office Tower
Retail/Commercial
                       15,250      11,778        27,028        1.7%       56.4%
Management
                       13,694           0        13,694        0.9%        100%
Office
                    1,524,144      30,596     1,554,740       97.4%         98%
                    ---------      ------     ---------       -----         ---
Sub-Total
                    1,553,088      42,374     1,595,462      100.0%       97.3%
As of Total
                                                             (86.8%)

Amenities
Theater                56,934           0        56,934       23.5%        100%
Garage                131,971           0       131,971       54.5%        100%
Health Club            35,000           0        35,000       14.5%        100%

Retail/Commercial      11,694       6,336        18,030        7.5%       64.9%
                       ------       -----        ------        ----       -----
Sub-Total             235,999       6,336       241,935      100.0%         99%
As of Total                                                  (13.2%)

Total               1,819,254      49,510     1,837,397     (100.0%)
-------------------------------------------------------------------------------

      Source: Compiled by KTR

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 65


                     SUMMARY OF EXISTING LEASES (Continued)

OFFICE SPACE

The primary office tenants are Ogilvy & Mather (585,460 square feet) under leases expiring in 2009; Cravath Swaine & Moore (400,333 square feet) under a lease expiring 2009; Polygram Records (307,121 square feet) under leases expiring in 2012. The three major tenants occupy 82.4% of the subject property's rentable office area.

                                825 EIGHTH AVENUE
                   LEASE EXPIRATION AND AVAILABILITY SCHEDULE
                                OFFICE COMPONENT

--------------------------------------------------------------------------------
Category                   Rentable Area    As a %of Total   Cumulative As a %
                                (Sq.Ft.)
--------------------------------------------------------------------------------
Management (A)                    13,694             0.87%               0.87%
Vacant Office                     30,596             1.95%               1.95%
       1 - 1997                        0                 0               2.82%
       2 - 1998                        0                 0               2.82%
       3 - 1999                        0                 0               2.82%
       4   2000                        0                 0               2.82%
       5   2001                        0                 0               2.82%
       6 - 2002                        0                 0               2.82%
       7 - 2003                   70,757             4.51%               7.34%
       8 - 2004                        0                 0               7.34%
       9   2005                        0                 0               7.34%
      10 - 2006                        0                 0               7.34%
      11 - 2007                   30,518             1.95%               9.28%
      12 - 2008                        0                 0               9.28%
      13 - 2009                1,016,389             64.8%              74.08%
      14 - 2010                   99,359             6.33%              80.42%
      15 - 2011                        0                 0              80.42%
      16 - 2012                  307,121            19.58%             100.00%
                                 -------            ------
      Sub-Total                1,568,434            100.0%
--------------------------------------------------------------------------------

      (A) Includes concourse office and sub-basement storage. Source: Paramount Group; compiled by KTR

MAJOR OFFICE TENANT PROFILES

OGILVY & MATHER: Ogilvy & Mather Worldwide, Inc. is an international advertising agency with offices worldwide. The existing lease is guaranteed by Ogilvy, which was acquired by WPP Group, PLC and is a publicly traded company. They are considered a credit tenant with a 20.59% limited partnership interest in the office component (granted as part of a leasing incentive). The space occupied by Olgilvy & Mather is reportedly available for sublet; however confirmation was not available from tenant representatives.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 66


                     SUMMARY OF EXISTING LEASES (Continued)

CRAVATH SWAINE & MOORE: Cravath Swaine & Moore is considered to be one of the most prestigious law firms in the United States, representing many high profile clients. They are considered a credit tenant with a 8.91% limited partnership interest in the office component (granted as part of a leasing incentive).

POLYGRAM RECORDS INC.: Polygram Records Inc. (partially owned by Philips Electronic N.V.) involved in the entertainment and music industry is a publicly-traded corporation. The existing lease, guaranteed by its parent company Polygram N.V. is considered a credit lease.

RETAIL SPACE

The subject property contains a total of 45,058 square feet of retail space; 27,028 is located in the office component and 18,030 is included in the amenity component. The retail units are primarily leased to local non-credit tenants under various leases. The retail space consists of units with avenue frontage, units with side street frontage, second floor space, arcade space and kiosk space located in the outdoor plaza. As information regarding the retail leases was limited, we have applied market oriented assumptions where information was not available.

AMENITIES

The theater component is leased to the RKO Century Warner Theaters, Inc. (RKO) under a lease that expires in 2019. The original lease was renegotiated providing the tenant with a rent deferral and a percentage rent over a breakpoint of gross sales. The theater is reportedly improving in sales and should benefit directly from the new residential development projects that are underway in the neighborhood.

The parking garage is operated under a recently negotiated management agreement with Central Parking Systems. The agreement is for ten years whereby the operator is responsible for all operating expenses, a base rent payment plus a percentage rent. The health club component,

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 67


                     SUMMARY OF EXISTING LEASES (Continued)

consisting of approximately 35,000 square feet, is leased by Manhattan Sports Club, Inc, a subsidiary of Bally's. The lease is guaranteed by Bally's and expires in 2009. All amenity tenants are projected to continue occupying their respective spaces within the subject property until expiration of their leases.

AMENITIES COMPONENT: The existing contract rents for the individual components are detailed in the Market Rent Analysis sections of this report.

TENANT CONTRIBUTIONS: All office space tenants are required to pay real estate tax and operating expense contributions. Real estate tax contributions are based on the tenant's pro-rata share of occupied area or pro-rata share of increases over a base year. Additional operating expense recoveries from miscellaneous income offsets include HVAC charges, elevator maintenance and service charges.

RENEWAL OPTIONS: Renewal options are reported in a few of the leases. The renewal options equate to a percentage of Fair Market Rental Value.

BAD DEBTS/ACCOUNTS RECEIVABLE: The historical bad debt of the subject property was unavailable. A review of a current billing and collections report (dated July, 1997) indicates that collections appear to be good. There are some accounts that are past due, however, ownership indicates that most tenants reasonably settle.

CONCLUSION

The portfolio of existing leases encumbering the subject property are consistent with current market criteria. As these leases represent contractual obligations, they are processed accordingly within the Income Capitalization Approach.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 68


                             OFFICE MARKET OVERVIEW

The Manhattan office market is divided into 3 major markets: Midtown, Downtown and Midtown South. The subject property is centrally situated within Manhattan's Midtown office market in the sub-market referred to as West Side sub-market.

The following office market analysis is based on our knowledge of the Midtown office market and review of various real estate publications including. The Real Estate Board of New York's "Manhattan Market Profile".

The following analysis delineates the 3 major office market areas of Manhattan with emphasis on the Midtown office market. We will address supply and demand factors within the Midtown office market and the influencing sub-markets. The supply section addressees the total inventory of conventionally modernized office buildings, planned new construction and competitive projects in the surrounding area. The demand section will address current absorption and its impact on the current and near term market conditions (vacancy lease, lease rates). The 3 major sub-markets of Manhattan are generally defined as follows.

MIDTOWN OFFICE MARKET: The Midtown office market is generally defined as the area between West 30th/East 32nd Street and 65th Streets from river to river. It is further divided into 8 major sub-markets: (1) West Side, (2) Sixth Avenue/Rockefeller Center, (3) Fifth/Madison Avenues, (4) Park Avenue, (5) East Side, (6) Grand Central, (7) Murray Hill, and (8) the Penn Station/Garment Center. The West Side sub-market is bounded by West 65th Street to the north, the mid-block between Sixth and Seventh Avenues to the east, West 42nd Street to the south and 11th Avenue to the west.

DOWNTOWN OFFICE MARKET: The Downtown office market, defined as the area below Canal Street, is comprised of 5 distinct sub-markets: City Hall, Insurance, Financial East, Financial West and World Trade.

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

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 69


                       OFFICE MARKET OVERVIEW (Continued)

MIDTOWN SOUTH OFFICE MARKET: The Midtown South office market, defined as being the area between East 32nd/West 30th Street and Canal Streets from river to river, is divided into 5 distinct sub-markets: Park Avenue South, Flatiron, Chelsea, Noho-Soho, and Hudson Square.

OFFICE BUILDING SUPPLY

MIDTOWN INVENTORY: There are 362 office buildings with approximately 194.7 million square feet of space within the Midtown office market. This survey reflects office buildings exceeding 150,000 square feet and which are conventionally modernized with air conditioning but not owned and occupied by a government. Inventory by sub-market is delineated as follows.

                         MIDTOWN INVENTORY BY SUB-MARKET

--------------------------------------------------------------------------------------------

                                                             Rentable Area
                                                               In Million    As a Percentage
 No.               Sub-market             No. of Buildings       Sq.Ft.          of Total
--------------------------------------------------------------------------------------------

  1                West Side                     31               17.7             9.1%
  2     Sixth Avenue/Rockefeller Center          45               38.4            19.7%
  3           Fifth/Madison Avenue               50               20.9            10.7%
  4               Park Avenue                    35               25.7            13.2%
  5                East Side                     33               15.8             8.1%
  6              Grand Central                   79               34.2            17.6%
  7               Murray Hill                    16                6.2             3.2%
  8       Penn Station/Garment Center            73               35.8            18.4%
                                                 --               ----            -----
Total                                           362              194.7           100.0%
--------------------------------------------------------------------------------------------

      Source: Gordon Report; compiled by KTR

he Midtown office market realized a net increase in inventory of approximately 22% (34 million square feet) between 1980 and 1993 due to expanding regional and world economies and an expanding "white collar" work force. The Sixth Avenue/Rockefeller Center sub-market contains the largest inventory of office space followed by the Penn Station/Garment Center and Garment Center sub-markets. The smallest sub-markets are the Murray Hill, East Side and West Side sub-markets.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 70


                       OFFICE MARKET OVERVIEW (Continued)

MIDTOWN CONSTRUCTION TRENDS: Between 1960 and 1992, 203 office buildings were constructed in Midtown containing 112 million square feet with the last 2 buildings, containing 1.8 million square feet, completed in 1992. The average construction rate over this period equates to 3.5 million square feet per year which also holds true for the latter half of the 1980s. The majority of office development during the early 1980s occurred in the East Side sub-markets, subsequently moving to the West Side sub-market in the late 1980s, primarily along Broadway in the Theater District, as a result of the availability of land for development further enhanced by a 20% bulk zoning bonus. East Side development occurred primarily along Third, Lexington, Madison (above East 50th Street) and Fifth Avenues.

The majority of construction in the post-war period occurred in 3 cycles; 1960-65, 1969-72 and 1981-90. These cycles generally paralleled the city's strong economic periods. The lowest point of construction is generally considered to be the 1975 to 1978 period when the City of New York was on the verge of bankruptcy, however, the current period is similar with that period as speculative construction has ceased. New construction began diminishing after the 1987 stock market crash, subsequently ending with the 1990 recession, a declining employment base and lack of institutional financing.

The cyclical nature of real estate is still clearly evident as speculative new construction has ceased with future office development projected to be restricted as compared with the preceding decade. This is reflected by the fact that 178,000 square feet was completed in 1991, 1.8 million square feet was completed in 1992, 260,000 square feet was completed in 1993 of which 210,000 square feet was owner occupied and no new construction was completed in 1994, 1995 and 1996.

There has been no new speculative construction within the Midtown office market between 1995-1996, however, 4.6 million square feet was extensively renovated in several existing

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 71


                       OFFICE MARKET OVERVIEW (Continued)

buildings during this period. This activity was concentrated in 1 Penn Plaza (2.4 million square feet), 100 Park Avenue (825,000 square feet), 320 Park Avenue (656,000 square feet), 365 Fifth Avenue (582,000 square feet) and 110 East 60th Street (170,000 square feet).

The Durst Organization is constructing a 48-story office building (4 Times Square) which will contain 1,600,000 square feet of rentable area (along with a 3-level retail component as part of the Times Square Redevelopment Project) at Broadway and West 42nd Street. Conde Nast Publications and Skadden Arps Meagher and Flom, Esqs. will be the anchor tenants (80% of total) in this new building which is projected to be completed in 1998-1999. Low land costs due to its assemblage over a long term period has enabled development under current market conditions.

Market demand is increasing, however, near term development will be influenced by the extensive pre-leasing requirements required to obtain institutional development financing. Some of the more notable proposed projects are the remaining 2.6 million square feet (3 additional buildings) of the Times Square Redevelopment project, the 1.5 million square feet at Seventh Avenue and West 49th Street in Rockefeller Center, the 1.3 million square feet proposed for Columbus Circle and 950,000 square feet proposed for 383 Madison Avenue at East 46th Street.

Although there is little new office construction on the immediate horizon the current lack of available large blocks of contiguous space with the infrastructure to support high tech office occupancy will lead to a demand for new construction.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

                      MAP OF TIMES SQUARE AREA CONSTRUCTION

                               [GRAPHIC OMITTED]

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 73


                       OFFICE MARKET OVERVIEW (Continued)

OFFICE DEMAND ANALYSIS

MIDTOWN MARKET AVAILABILITY: Overall Midtown Manhattan availability rates, for vacant and sub-let space, ranged between 2.0% and 9.8% between 1978 and 1988. However, the combination of new 1980s construction coupled with the 1987 stock market crash and ensuing regional recession raised the availability level from 13.2% in January 1989 to its maximum level of 18.0% as of December 1991. Improving economic conditions and 8.2 million square feet of positive net absorption between January, 1992 and December, 1994 (3.9 million square feet for 1993, 2.4 million square feet for 1992 and 1.8 million square feet for 1992) lead to a downward trend in the overall vacancy rate through 1994 (16.5% as of December, 1992, 15.5% as of December, 1993 and 13.5% as of December, 1994).

The overall vacancy rate increased to 14.2% at the end of December, 1995, as sublet space continued to become available and the market waited for sustained economic growth in order to justify further expansion. The overall vacancy rate has subsequently declined to 13.5% at the end of December, 1996 and 12.8% at the end of February, 1997 as improving economic conditions are evident and the amount of sublet space has declined. Sublet space has historically ranged up to 20% of the existing vacant space.

The lowest percentage vacancies are evident in the West Side (8.0%), Sixth Avenue/Rockefeller Center (8.5%), Park Avenue (10.2%) and East Side (11.2%) sub-markets. The highest percentage vacancies are evident in the Murray Hill sub-market (22.2%) followed by the Fifth/Madison Avenue (18.4%), Penn Station/Garment Center sub-market (15.5%) and the Grand Central sub-market (15.0%). The lowest square foot vacancies are evident in the Murray Hill, East Side and sub-markets at 1.4, 1.4 and 1.8 million square feet, respectively. The highest square foot vacancies are evident in the Penn Station/Garment Center sub-market (5.5 million square feet) followed by the Grand Central sub-market (5.1 million square feet), the

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 74


                       OFFICE MARKET OVERVIEW (Continued)

Fifth/Madison Avenue sub-market (3.8 million square feet) and the Sixth Avenue/Rockefeller Center sub-market (3.3 million square feet).

Current availabilities by sub-market are summarized as follows.

               MIDTOWN AVAILABILITIES BY SUB-MARKET (SQUARE FEET)
                                  AS OF 2/28/97

-------------------------------------------------------------------------------------------------------------------------
                                Total         Total         Total         Total         Total         Total         Total
                         Availability  Availability  Availability  Availability  Availability  Availability  Availability
                                As of         As of         As of         As of         As of         As of         As of
                              2/28/97      12/31/96      12/31/95      12/31/94      12/31/93      12/31/92      12/31/91
                          In Millions   In Millions   In Millions   In Millions   In Millions   In Millions   In Millions
No.   Sub-Market               Sq.Ft.        Sq.Ft.        Sq.Ft.         Sq.Ft.       Sq.Ft.        Sq.Ft.        Sq.Ft.
-------------------------------------------------------------------------------------------------------------------------
1.    West Side                   1.4           1.6           2.2            2.1          2.8           4.1           5.0
2.    Sixth Avenue/Rock Ctr.      3.3           3.4           4.2            4.2          5.1           5.0           6.9
3.    Fifth/Madison Ave.          3.8           4.0           3.0            3.7          3.0           3.6           3.8
4.    Park Avenue                 2.6           2.9           3.2            2.1          3.5           3.7           4.2
5.    East Side                   1.8           1.9           1.5            1.4          2.2           2.7           2.2
6.    Grand Central               5.1           5.2           6.4            7.0          7.3           7.2           6.5
7.    Murray Hill                 1.4           1.6           1.2            0.8          0.9           0.8           0.7
8.    Penn Station/Gar. Ctr.      5.5           5.4           6.0            4.5          4.9           4.9           4.7
                                  ---           ---           ---            ---          ---           ---           ---
      Total                      24.9          26.1          27.7           25.8         29.7          32.2          34.0
-------------------------------------------------------------------------------------------------------------------------

Source: Gordon Report; compiled by KTR


                  MIDTOWN AVAILABILITIES BY SUB-MARKET (AS A %)
                                  AS OF 2/28/97

------------------------------------------------------------------------------------------------------------------------
                                Total         Total         Total         Total         Total         Total         Total
                         Availability  Availability  Availability  Availability  Availability  Availability  Availability
                                As of         As of         As of         As of         As of         As of         As of
                              2/28/97      12/31/96      12/31/95      12/31/94      12/31/93      12/31/92      12/31/91
                          In Millions   In Millions   In Millions   In Millions   In Millions   In Millions   In Millions
No.   Sub-Market               Sq.Ft.        Sq.Ft.        Sq.Ft.        Sq.Ft.        Sq.Ft.        Sq.Ft.        Sq.Ft.
------------------------------------------------------------------------------------------------------------------------
1.   West Side                   8.0%          9.2%         12.6%         11.7%         15.7%         22.5%         27.3%
2.   Sixth Avenue/Rock Ctr.      8.5%          8.9%         10.8%         10.9%         13.3%         13.2%         19.3%
3.   Fifth/Madison Ave.         18.4%         19.3%         14.5%         18.0%         14.5%         17.6%         18.6%
4.   Park Avenue                10.2%         11.4%         12.5%          8.2%         13.9%         14.6%         16.6%
5.   East Side                  11.2%         11.8%          9.8%          8.8%         14.3%         17.4%         14.1%
6.   Grand Central              15.0%         15.3%         18.7%         20.6%         21.3%         21.0%         19.2%
7.   Murray Hill                22.0%         25.6%         18.9%         14.1%         16.0%         14.7%         12.9%
8.   Penn Station/Gar. Ctr.     15.5%         15.2%         16.7%         13.4%         14.5%         14.8%         13.9%

     Total                      12.8%         13.4%         14.2%         13.5%         15.5%         16.8%         18.0%
------------------------------------------------------------------------------------------------------------------------

            Source: Gordon Report; compiled by KTR

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 75


                       OFFICE MARKET OVERVIEW (Continued)

Declining availability rates during 1996 and 1997 have been most evident in the West Side, Grand Central, Sixth Avenue/Rockefeller Center and Park Avenue sub-markets. The Grand Central sub-market has been the most active sub-market during 1996 and 1997. Availabilities within the West Side sub-market represents only 8.0% (1.4 million square feet) of total availabilities, which represents the lowest concentration of available space in a sub-market. The highest concentration of available space (as a percentage of total availabilities) is centered in the Grand Central, Penn Station/Garment Center and Fifth/Madison Avenue sub-markets which account for 58.2% (14.5 million square feet) of total availabilities.

Although an increase in availability rates have been evident in the Fifth/Madison Avenue, East Side and Murray Hill sub-markets which have experienced the loss of several large space users (Avon, J. P. Morgan, Blue Cross/Blue Shield, Chemical Bank, Bank of America, Credit Suisse and First Boston). These large space users have consolidated and relocated to other locations within the Midtown, Midtown South and Downtown office markets.

The decline in the overall vacancy rate has been attributed to strong leasing activity by both large (over 50,000 square feet) and small space users (under 50,000 square feet) within the Grand Central, Sixth Avenue/Rockefeller Center, West Side, Penn Station/Garment Center and Park Avenue sub-markets. Between 1991 and 1996, there was a 25% to 35% decline in the supply of large contiguous floor plates (over 50,000 square feet). This type of space has been in demand by large corporate users attempting to secure space for future expansion at very attractive rents. Recent reports indicate, however, that the supply of large blocks of space has stabilized while the availability of small blocks of space between 10,000 and 25,000 square feet has begun trending downward.

Notable transactions during 1996 include: 660,000+ square feet to Viacom in 1500 and 1633 Broadway; 300,000 square feet to Morgan Guaranty at 345 Park Avenue; 300,000 square feet to B.M.W. Motor Car at 555 West 57th Street; 150,000 square feet to Pfizer; and 82,000 square

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 76


                       OFFICE MARKET OVERVIEW (Continued)

feet to Heller Financial at 150 East 42nd Street; 58,000 square feet to R.H Donnelley at 220 East 42nd Street; 202,000 square feet to the N.F.L. at 280 Park Avenue; 226,000 square feet to Deutsche Bank at 1251; and 1301 Sixth Avenue and 90,000 square feet to Sony at 555 Madison Avenue. As of the first half of the 1997 year, the leasing activity within the Midtown Office Market remains strong. The top leasing transactions have been compiled and presented in the below:

                    MIDTOWN OFFICE MARKET'S TOP TRANSACTIONS
                           FOR THE FIRST HALF OF 1997

--------------------------------------------------------------------------------
Building Address                Sq. Ft. Leased          Tenant
--------------------------------------------------------------------------------
20 Rockerfeller Plaza              305,000      Christie's
330 West 34th Street*              302,400      NYC Human Resourcces Admin
220 East 42nd Street               302,000      Omnicom Group, Inc.
55 East 52nd Street                278,226      ING Barings Corp.
280 Park Avenue                    205,329      Furman Salz
150 East 42nd Street               187,369      Pfizer
2 Penn Plaza                       178,899      Information Builders
277 Park Avenue                    161,150      Donaldson Luftkin & Jenrette
245 Park Avenue                    120,402      Xerox Corp.
463 Seventh Avenue*                120,000      Brylane Inc.
335 Madison Avenue*                120,000      Itochu International
150 East 42nd Street               113,523      Bayerishce Veriensbank
888 Seventh Avenue                 112,290      Golden Books
12 East 49th Street*               106,750      Credit Suisse First Boston
245 Park Avenue                    100,066      Bear Stearns
757 Third Avenue                    99,216      KPMG Peat Marwick
335 Madison Avenue*                 93,693      ABN Amro Bank
1221 Sixth Avenue                   87,820      Sonnenschein Nath & Rosenthal
260 Madison Avenue                  77,733      Reader's Digest
1185 Sixth Avenue                   75,000      Fleet Bank
1657 Broadway                       75,000      Times Square Church
530 Fifth Avenue*                   71,788      Mass Mutual
530 Fifth Avenue                    71,170      J.P. Morgan
1 Penn Plaza*                       66,000      Milberg Weiss & Bershad
1185 Sixth Avenue                   63,000      Fleet Bank
417 Fifth Avenue                    60,000      GT Interactive
1251 Sixth Avenue                   57,500      Tha Bank of Tokyo trust
320 West 57th Street*               55,555      BMI-Broadcast Music
640 Fifth Avenue                    54,821      Bozell Jacobs Kenyon & Eckhardt
--------------------------------------------------------------------------------
 * Renewal transaction

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 77


                       OFFICE MARKET OVERVIEW (Continued)

A recently published article (New York Times) quoted several leading brokers stating that the current availability rate is 3% within the top 65 buildings in the Midtown office market. Further, there are several large space users with a potential demand for 9 million square feet which are looking at only 4 million square feet of eligible office space. These companies (Bear Stearns, Reuters, Standard & Poors, Citibank, Ziff-Davis Publishing, Grey Advertising and Paul, Weiss, Rifkind, Wharton & Garrison) are looking for large open floors with state-of-the-art features for power and communications.

Vacancy rates should continue a downward trend from an expanding economy and a relatively small amount of space projected to enter the market over the next few years. Current office market surveys suggest that the overall vacancy rate would be further reduced by an estimated 1.0 to 1.5 million square feet, however, sub-lease space has continued to influence overall availability. The majority of space additions (vacancy and sub-lease) are reflected in the decisions by Avon to vacate 700,000 square feet in 9 West 57th Street, Credit Suisse First Boston to vacate 200,000+ feet in Tower 49, First Chicago to vacate 98,000 square feet in 787 Seventh Avenue and Arthur Anderson to vacate 77,000 square feet in 1345 Sixth Avenue.

Another influencing factor in Midtown availability is marked by the exodus to the Midtown South and suburban office markets where current occupancy costs are 50% lower than Midtown Manhattan or relocation to out-of state build to suit Class "A" buildings. Overall, the long term future outlook remains positive for the Midtown Office Market as existing large space users continue to remain due to various financial incentive packages or landlord negotiations.

SUBJECT PROPERTY COMPETITIVE SET: A survey of Class "A" office buildings was performed by KTR in the West Side sub-office market. This survey was utilized to verify the current vacancy trends within the competitive set of office buildings as of July 30, 1997. The

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 78


                       OFFICE MARKET OVERVIEW (Continued)

survey specifically identified 34 Class "A" office buildings within the blocks from West 46th to West 56th Streets, bounded by Ninth and Sixth Avenues. The subject property is considered to be in very good physical condition and is considered to be superior in terms of average floorplates, available amenities, and overall condition.

Considerate of the surveyed overall average occupancy for the influencing competitive set of buildings, which was 95.5% with approximately 1.4 million square feet of vacant space, and the subject property's existing tenant roster as well as its overall superior characteristics, the subject property should be able to maintain a stabilized occupancy of 97% +.

The subject property's office component is consistent with the overall office based on its strong leasing activity during the past year at market oriented lease rates. The subject property represents a desirable modern commercial office building within the West Side sub-market. It should remain competitive in the future considering its location, physical layout and condition (reference Market Rent Analysis).

MIDTOWN ABSORPTION TRENDS: Absorption of office space in Midtown Manhattan between 1980 and the 1994 (15 years) totaled approximately 15.5 million square feet or an average of 1.0 million square feet per year (rounded). The 1.0 million square feet per year of average historical absorption reflects the lateral moves within Midtown buildings, relocation to a less expensive Midtown South and the mergers and consolidations made by existing companies within Midtown versus new companies entering the market. During the 1990 to 1992 recession, modern class "A" buildings, constructed between 1987 and 1992, and older class "B" buildings realized the highest vacancy as compared to many of the newer facilities built prior to 1987-1988.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 79


                       OFFICE MARKET OVERVIEW (Continued)

The negative absorption within the Midtown office market peaked in 1991 as the worst of the recession passed and a new real estate cycle had begun. This transition period was evidenced in 3 years of declining availability and 8.2 million square feet in net absorption between 1992 and 1994. The following table illustrates the improvement in the market in 1993 and 1994. In 1995 the market recovery appeared to stall, likely a response to the more subdued employment growth in New York City, previously discussed. However, 1996 saw a return to positive absorption in all of the Manhattan markets, including Lower Manhattan.

                        MANHATTAN OFFICE SPACE ABSORPTION
                                1993 THROUGH 1996
                                (IN SQUARE FEET)

         -------------------------------------------------------------
          Year          Midtown           Downtown      Midtown South
         -------------------------------------------------------------
          1993         2,600,000          (718,000)          322,000
          1994         3,200,000            80,000         1,600,000
          1995        (1,200,000)       (2,000,000)        1,400,000
          1996         1,600,000           749,000           634,000
         -------------------------------------------------------------
         The Gordon Office Market Report; compiled by KTR

Negative absorption was evident for 1995, subsequently improving to 1.6 and 1.2 million square feet of positive net absorption for 1996 and 1997, respectively, as the city and national economies continued to expand.

Overall, positive net absorption has totaled 9.1 million square feet between January 1, 1992 and February 28, 1997. Cumulative and annual net absorption per sub-market is summarized as follows based on the previously summarized historical availabilities.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 80


                       OFFICE MARKET OVERVIEW (Continued)

                            CUMULATIVE NET ABSORPTION
                           AS OF 2/28/97 BY SUB-MARKET
                                (IN SQUARE FEET)

--------------------------------------------------------------------------------------------------------------------
                                  Cum Net        Cum Net       Cum. Net       Cum. Net      Cum. Net        Cum. Net
                               Absorption     Absorption     Absorption     Absorption    Absorption      Absorption
                                  Through        Through        Through        Through       Through         Through
                                     2/97          12/96          12/95          12/94          12/93          12/92
No.    Sub-Market             In Millions    In Millions    In Millions    In Millions    In Millions    In Millions
--------------------------------------------------------------------------------------------------------------------
1.     West Side                3,552,600      3,340,200      2,738,400      2,839,200      2,111,200        873,600

2.     Sixth Ave./Rock Ctr.     3,645,400      3,491,800      2,762,200      2,756,500      1,842,100      1,880,200

3.     Fifth/Madison Ave.         (51,200)      (239,300)       763,900         68,400        792,900        151,200

4.     Park Avenue              1,595,000      1,298,000      1,016,400      2,133,600        685,800        508,000

5.     East Side                  430,000        335,200        651,200        818,000        (45,500)      (532,200)

6.     Grand Central            1,417,200      1,314,600        151,800       (477,400)      (716,100)      (613,800)

7.     Murray Hill               (615,800)      (839,000)      (423,600)       (69,600)      (179,800)      (104,400)

8.     Penn Station/Garment      (892,500)      (785,100)    (1,322,100)       167,500       (201,000)      (301,500)
                               ----------     ----------     ----------     ----------     ----------     ----------

       Total                    9,080,700      7,916,400      6,338,200      8,236,200      4,289,600      1,861,100
--------------------------------------------------------------------------------------------------------------------

Negative number indicates negative net absorption
Source: Gordon Report; compiled by KTR

                ANNUAL NET ABSORPTION AS OF 2/28/97 BY SUB-MARKET

---------------------------------------------------------------------------------------------------------------------
                                      Net            Net            Net            Net            Net            Net
                               Absorption     Absorption     Absorption     Absorption     Absorption     Absorption
                                1/1 -2/97     1/1 -12/96     1/1 -12/95     1/1 -12/94     1/1 -12/93     1/1 -12/92
No.    Sub-Market                 Sq. Ft.        Sq. Ft.        Sq. Ft.        Sq. Ft.        Sq. Ft.        Sq. Ft.
---------------------------------------------------------------------------------------------------------------------
1.     West Side                  212,400        601,800       (100,800)       728,000      1,237,600        873,600

2.     Sixth Ave./Rock Ctr.       153,600        729,600          5,700        914,400        (38,100)     1,880,200

3.     Fifth/Madison Ave          188,100     (1,003,200)       695,500       (724,500)       641,700        151,200

4.     Park Avenue                297,000        281,600     (1,117,200)     1,447,800        177,800        508,000

5.     East Side                   94,800       (316,000)      (166,800)       863,500        486,700       (532,200)

6.     Grand Central              102,600      1,162,800        629,200        238,700       (102,300)      (613,800)

7.     Murray Hill                223,200       (415,400)      (354,000)       110,200        (75,400)      (104,400)

8.     Penn Station/Garment      (107,400)       537,000     (1,489,600)       368,500        100,500       (301,500)

       Total                    1,164,300      1,578,200     (1,898,000)     3,946,600      2,428,500      1,861,100
---------------------------------------------------------------------------------------------------------------------

Negative number indicates negative net absorption
Source: Gordon Report; compiled by KTR

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 81


                       OFFICE MARKET OVERVIEW (Continued)

                       WEIGHTED AVG. ANNUAL NET ABSORPTION
                           AS OF 2/28/97 BY SUB-MARKET

------------------------------------------------------------------------------------------
                    Average     Average     Average     Average      Average       Average
                     Annual      Annual      Annual      Annual       Annual        Annual
                        Net         Net         Net         Net          Net           Net
                 Absorption  Absorption  Absorption  Absorption   Absorption    Absorption
                    Through     Through     Through     Through      Through       Through
                       2/97       12/96       12/95       12/94        12/93         12/92
Sub-Market           Sq.Ft.      Sq.Ft.      Sq.Ft.      Sq.Ft.       Sq.Ft.        Sq.Ft.
------------------------------------------------------------------------------------------
West Side           687,596     668,040     684,600     946,400    1,055,600       873,600

6th/Rock            705,557     698,360     690,550     918,833      921,050     1,880,200

5th/Mad              (9,910)    (47,860)    190,975      22,800      396,450       151,200

Park Ave            308,708     259,600     254,100     711,200      342,900       508,000

East Side            83,225      67,040     162,800     272,667      (22,750)     (532,200)

Grand Central       274,295     269,920      37,950    (159,133)    (358,050)     (613,800)

Murray Hill        (119,186)   (167,800)   (105,900)    (23,200)     (89,900)     (104,400)

P.S./Gar. Ctr      (172,741)   (157,020)   (330,525)     55,833     (100,500)     (301,500)

Total             1,757,543   1,583,280   1,584,550   2,745,400    2,144,800     1,861,100
------------------------------------------------------------------------------------------

Negative number indicates negative net absorption
Source: Gordon Report; compiled by KTR


Recent surveys suggest that the market demand has shifted to the West Side, Sixth Avenue/Rockefeller Center and Park Avenue sub-markets at the expense of the other sub-markets. The preceding compilation reveals that the West Side, Sixth Avenue/Rockefeller Center, Park Avenue and Grand Central sub-markets have experienced the most extensive reductions in available space due to a strong demand for space within modern buildings. This shift has occurred due the growing need for large contiguous floor plates within modern buildings which are capable of offering "state-of-the art" power and communications capabilities.

The Midtown office market has about 24.9 million square feet of space available. However, a large percentage of this space is contained in obsolete office buildings which are at the end of their economic life as commercial office space. A typical vacancy rate ranging from 5.0% to 10.0% generally reflects stable market conditions within an established office market. The

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 82


                       OFFICE MARKET OVERVIEW (Continued)

current Midtown vacancy of 12.8% suggests a stable market with the potential for additions to supply.

MIDTOWN ASKING RENTS: Midtown asking rents range from the $24.00 per square foot in the Penn Station/Garment Center to $45.00 per square foot along Park Avenue, averaging $32.99 per square foot. The average asking rent in the West Side sub-market has increased by an average annual rate of growth of 2.3% per year since January 1, 1994. The overall average asking rent reflects improving market conditions as evidenced by a 2.4% average annual increase since 1993.

Current average asking rents by sub-market are summarized as follows.

                   MIDTOWN AVERAGE ASKING RENTS BY SUB-MARKET
                                  AS OF 2/28/97

--------------------------------------------------------------------------------------------------------
                             2/28/97   12/31/96    12/3/195    12/31/94   12/31/93   12/31/92  12/31/91
No.   Sub-Market               $ Per      $ Per       $ per       $ per      $ per      $ Per     $ Per
                              Sq.Ft.     Sq.Ft.     Sq.Ft..      Sq.Ft.     Sq.Ft.     Sq.Ft.    Sq.Ft.
--------------------------------------------------------------------------------------------------------
1.    West Side               $28.60     $28.70      $27.50      $25.20     $26.90     $33.10    $36.10
2.    Sixth Ave./Rock Ctr.     39.30      39.10       39.30       37.90      35.00      37.40     39.18
3.    Fifth/Mad. Ave.          42.10      42.00       39.40       41.70      37.50      38.50     41.27
4.    Park Avenue              43.90      44.40       44.10       43.00      41.10      39.80     41.74
5.    East Side                34.80      34.80       35.30       32.20      30.50      31.30     34.87
6.    Grand Central            31.40      31.30       30.40      29.80.      28.86      29.40     31.74
7.    Murray Hill              24.30      24.20       25.20       23.70      25.00      25.20     25.47
8.    Penn                     24.60      24.00       23.50       22.80      23.00      23.30     26.38
      Station/Garment
      Overall                 $33.57     $33.51      $32.47      $32.23     $31.10     $32.45    $35.51
--------------------------------------------------------------------------------------------------------

      Source: Gordon Report; compiled by KTR

Midtown's historical change in average asking rents between 1978 and 1994 reflects a 5.2% average annual compound increase. While this is useful for cash flow projection purposes, it does not reflect Midtown real estate's wide cyclical swing over the last 16 years. This movement is evidenced by large percentage increases in the 1979 to 1981 period, followed by a sustained period of marginally static rents between 1982 and 1989, declining rents between 1990 and 1993 and now evidenced by an equivalent 2.4% annual increase since January 1, 1994.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 83


                       OFFICE MARKET OVERVIEW (Continued)

PROJECTION OF MARKET RENT APPRECIATION: The evidence of an expanding regional economy and the emerging equilibrium within the influencing market has been considered relative to future increases in market rates. Also considered is the fact that as the market approaches equilibrium property owners will be attempting to improve their net operating profit margin which has been seriously restricted due to declining effective contract rents but increasing operating expenses.

Considerate of the aforementioned, we have projected the following growth rates for use in the discounted cash flow analysis: 0% for the remainder of calendar year 1997, 4.0% for 1998, and averaging 4.0% per calendar year thereafter. The preceding estimate equates to an average rate of growth of 4.0% for the fiscal year projection period. The preceding annual appreciation factor is consistent with investor expectations as reported by various surveys and identified in the Sales Comparison Approach.

CONCLUSIONS

The Midtown market has emerged from a state of over-supply. Vacancy rates in excess of 15% are now nearing 10% and when older space is eliminated from the group, the vacancy rate for modern space is less than 10%. Although rental rates declined between 1991 and 1994, they have again begun to increase. With the relatively small amount of new construction, rental rates for Class A space will likely increase throughout the remainder of the decade. This is a result of and concurrent with lower vacancy rates.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 84


                       OFFICE MARKET OVERVIEW (Continued)

                          MAP OF MIDTOWN OFFICE MARKET

                               [GRAPHIC OMITTED}

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 85


                              MARKET RENT ANALYSIS

INTRODUCTION

Current market rents for office, retail, theater, garage and health clubs are compiled and analyzed for the purpose of establishing current economic rents for any vacant space and for the forecasting of economic rent levels for the existing occupied space upon lease expiration. The following market rent analysis first addresses the office component of the subject property followed by its retail and storage components. The preceding analysis is then correlated into achievable current market rents. The individual market rents are summarized at the end of each section.

The following analysis will utilize an effective contract rent model which examines the impact of tenant workletters and free rent on the contract rent. The analysis is based on the opportunity costs of capital employing a partial payment factor. Tenant workletters and free rent are amortized over the term of the lease. The contract rent (inclusive of the surplus electric income) less the amortized workletter and free rent is then converted to its present value. A partial payment factor is then applied to the sum of the discounted net contract rents which equates to its Effective Contract Rent

OFFICE RENT

The decline in effective rental rates for primary and secondary office space throughout Manhattan between 1988 and 1993 is well documented as the market adjusted to declining office space demand and increasing supply and availability of Class "A" and "B" space. The signs of a new economic/real estate cycle are evident as the city economy slowly expands and vacancy rates trend slowly downward. Currently, all categories of space users are upgrading their space in higher quality buildings as well as absorbing blocks of space for future expansion.

The most recent lease activity within the subject property is first examined followed by our analysis of office rental activity.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 86


                        MARKET RENT ANALYSIS (Continued)

                                825 EIGHTH AVENUE
               RECENT LEASING ACTIVITY WITHIN THE SUBJECT PROPERTY

-------------------------------------------------------------------------------------------------------------------------------
                     Area     Level/Lease Date   Contract Rent  Step-up
      Tenant       (Sq. Ft.)  Floorcase Expiry  ($ Per Sq.Ft.)    (Year)  Tenant Contributions
-------------------------------------------------------------------------------------------------------------------------------
Cravath             30,518       34    Jan-97        $27.00               R.E. Tax:    Pro-rata share of incr. 1996/97 B.Y.
Swaine & Moore                         Aug-09         29.50      Jan-01   Opr. Exp.    Pro-rata share of incr. 1997 B.Y.
                                                      32.00      Jan-06   Electric:    Direct

Polygram           241,249     17,18,  Jan-97        $31.50               R.E. Tax:    Pro-rata share of incr. 1996/97 B.Y.
                             21-25,28  Jan-12        $34.00      Jan-02   Opr. Exp.    Pro-rata share of incr. 1997 BY.
                                                     $36.50      Jan-07   Electric:    Direct
                                                                          Concessions: $22.50 TI for some space, 6 mos. free r

Polygram            59,002     27,26   Jan-97        $19.88               R.E. Tax:    Pro-rata share of incr. 1996/97 B.Y.
                                       Jan-12        $31.50      Jan-00   Opr. Exp.    Pro-rata share of incr. 1997 B.Y.
                                                     $34.00      Jan-02   Electric:    Direct
                                                     $36.50      Jan-07   Concessions: $22.50 TI for some space, 6 mos. free r

Polygram             6,870     Bsmt.   Jan-97        $20.47               R.E. Tax:    Pro-rata share of incr. 1996/97 B.Y.
                                       Jan-12        $22.10      Jan-02   Opr. Exp.    Pro-rata share of incr. 1997 B.Y.
                                                     $23.72      Jan-07   Electric:    Direct

D'arcy Masius       91,788    31-33    Jan-97        $29.75               R.E. Tax:    Pro-rata share of incr. 1996/97 B.Y.
Benton & Bowles                        Feb-10        $33.00      Mar-00   Opr. Exp.    Pro-rata share of incr. 1997 BY.
                                                     $35.00      Jul-03   Electric:    Direct
                                                     $37.00      Nov-06

D'arcy Masius        7,571     Bsmt.   Jan-97        $19.34               R.E. Tax:    Pro-rata share of incr. 1996/97 B.Y.
Benton & Bowles                        Feb-10        $21.45      Feb-00   Opr. Exp.    Pro-rata share of incr. 1997 B.Y.
                                                     $23.54      Apr-03   Electric:    Direct
                                                     $24.05      Oct-06

D'arcy Masius        5,000      2      Jan-97        $15.00               R.E. Tax:    Pro-rata share of incr. 1996/97 B.Y.
Benton & Bowles                        Jan-03        $18.00      Feb-00   Opr. Exp.    Pro-rata share of incr. 1997 B.Y.
                                                                          Electric:    Direct
                                                                          Concessions: As Is
                                                                                       Free rent from 9/17/95 - 4/22/98

Microsoft           65,757    16,19    Jan-97        $34.50               R.E. Tax:    Pro-rata share of incr. 1996/97 B.Y.
                                       Aug-03        $38.25      Jan-00   Opr. Exp.    Pro-rata share of incr. 1997 B.Y.
                                              (1)5-yr option              Electric:    Sub-metered & 5.0% add-on
                                                   95%FMV                 Concessions: $290,000
                                                                                       Free rent from 2/16/95 - 9/22/97

Lifetime Television 30,596     30      Apr-97        $36.00               R.E. Tax:    Pro-rata share of incr. 1996/97 B.Y.
                                       Jun-09         40.50      May-01   Opr. Exp.    Pro-rata share of incr. 1997 B.Y.
                                                      45.00      Jun-05   Electric:    Direct
                                                                          Concessions: $40 per sq. ft.
                                                                                       12 mos free rent
-------------------------------------------------------------------------------------------------------------------------------

Source:  Management provided; compiled  by KTR

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 87


                        MARKET RENT ANALYSIS (Continued)

RECENT LEASES WITHIN THE SUBJECT PROPERTY

The current management reports that the current asking rent is $38.00 per square foot for the existing vacant space. Tenant workletters have ranged from $25 to $50 for new leases, with 15-year lease terms with real estate tax contributions payable over a base year. There have been various leases signed with new and existing tenants during 1997. A good indicator for market-oriented contract rents for the subject property's small and large spaces is exhibited by the recent leases signed with Lifetime and Polygram. In April, 1997, Lifetime leased 30,596 square feet on the 30th floor for $36.50 per square foot. In January, 1997, Polygram signed a lease for 241,249 square feet (multiple floors) for $31.50 per square foot. The Polygram lease represents a re-structured lease with an existing primary tenant for additional space. Overall, lease terms are typically 15 years with the majority of the larger leases containing rent step-ups of $2.00 to $2.50 per square foot adjusted annually or every 5 years.

Real estate tax and operating expense recoveries based on a pro-rata share of increases over a base year are evident in all of the new leases. Tenant electricity is directly metered. According to the management, free rent has typically ranged from 6 to 12 months. The most recent leasing activity for office space within the subject property equates to effective rents ranging from $28.66 to $31.50 per square foot employing our effective rent model. The recent leasing activity is summarized in a table on the following page.

COMPARABLE LEASE DATA

Our survey, summarized at the end of this section, identified 11 actual leases within 6 buildings which were signed between November, 1995 and February, 1997. Contract rents range from $19.75 to $45.25 per square foot. The leased areas, which represent full and multi-floor users, range in size from 27,000 to 659,320 square feet on floors from no. 2 through 48. Lease terms range from 10 to 20 years, averaging 15 years (rounded). Most of the leases contain rent step-ups ranging from $2.00 to $5.00 per square foot, adjusted every 3 to 5 years.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 88


                        MARKET RENT ANALYSIS (Continued)


                    SUMMARY OF COMPARABLE OFFICE MARKET RENTS

------------------------------------------------------------------------------------------
Office Market Rents (General Office)
Worldwide Plaza
825 Eighth Avenue                    R.A. (Sq.Ft.)/
New York, New York                          Floors/   Lease Date  Contract Rent  Step-up
No.       Address/Location                   Tenant  Term (years) ($ Per Sq.Ft.)   (year)
------------------------------------------------------------------------------------------
1a. 1285 Sixth Avenue                        27,000     Feb-97         $39.50       1-3
    W/S, bet. West 51 & 52nd St.   Mid-level Floors         11          42.50       4-6
    Constructed: 1960                 Star Diamonds                     44.00      7-11
    R.A. 1,475,000 sq.ft.

2a. 4 Times Square                          602,259     Aug-96         $21.00       1-5
    Broadway at Times Square                   4-19         20          25.00      6-10
    Under Construction                   Conde Nast                     29.00     11-15
    R.A. 1,600,000 sq.ft.                                               34.00     16-20

2b.        "     "                          659,320     Aug-96         $28.00       1-5
                                              27-48         20          32.00      6-10
                                       Skadden Arps                     36.00     11-15
                                                                        40.00     16-20

3a. Paramount Plaza                          56,092     Dec-96         $40.00       1-5
    1631-1649 Broadway                        46,47         15          44.00      6-10
    Constructed: 1968                      Law Firm                     48.00     11-15
    R.A. 2,285,639 sq.ft.

3b.        "     "                          439,672     Jun-95         $24.51       1-5
                          5,6,7,8,11,15,16,17,31,32         15  % of CPI incr.     6-10
                                             Viacom             not to exceed     11-15
                                                                     $5 p.s.f.
------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
Office Market Rents (General Office)
Worldwide Plaza                           (A)
825 Eighth Avenue                      Effective
New York, New York                   Contract Rent
No.       Address/Location          ($ per Sq. Ft.)   Tenant Contributions
-------------------------------------------------------------------------------------------------------
1a. 1285 Sixth Avenue                     $29.80      Real Estate Taxes:   Pro-rata incr. over B.Y.
    W/S, bet. West 51 & 52nd St.                      Operating Expenses:  Pro-rata incr. over B.Y.
    Constructed: 1960                                 Electricity:         Sub-metered
    R.A. 1,475,000 sq.ft.                             Concession:          $45 TI, 12 months free rent

2a. 4 Times Square                        $33.15      Real Estate Taxes:   Approximately $5 p.s.f
    Broadway at Times Square                          Operating Expenses:  Approximately $7 p.s.f
    Under Construction                                Electricity:         Direct
    R.A. 1,600,000 sq.ft.                             Concession:          $0 work, 6 months free rent

2b.        "     "                        $37.87      Real Estate Taxes:   Approximately $5 p.s.f
                                                      Operating Expenses:  Approximately $7 p.s.f
                                                      Electricity:         Direct
                                                      Concession:          $0 work, 14 months free rent

3a. Paramount Plaza                       $30.94      Real Estate Taxes:   Pro-rata incr. over B.Y.
    1631-1649 Broadway                                Operating Expenses:  Pro-rata incr. over B.Y.
    Constructed: 1968                                 Electricity:         Sub-metered
    R.A. 2,285,639 sq.ft.                             Concession:          $52 TI, 14 months free rent

3b.        "     "                        $21.05      Real Estate Taxes:   Pro-rata incr. over B.Y.
                                                      Operating Expenses:  Pro-rata incr. over B.Y.
                                                      Electricity:         Sub-metered
                                                      Concession:          $0.42, 29 months free rent
-------------------------------------------------------------------------------------------------------

(A) Effective rent model based on 8.5% cost of capital employing a partial payment factor amortizing TI, free rent and rent steps.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 89


                        MARKET RENT ANALYSIS (Continued)

------------------------------------------------------------------------------------------
Office Market Rents (General Office)
Worldwide Plaza
825 Eighth Avenue                    R.A. (Sq.Ft.)/
New York, New York                          Floors/   Lease Date  Contract Rent  Step-up
No.       Address/Location                   Tenant  Term (years) ($ Per Sq.Ft.)   (year)
------------------------------------------------------------------------------------------
4a. Exxon Building                           58,000     Apr-96        $38.00        1-5
    1251 Sixth Avenue                         27-28         15         42.00       6-10
    W/S, bet. West 49 & 50th St.      Deutsche Bank                    46.00      11-15
    Constructed: 1971
    R.A. 1,900,000 sq.ft.

4b.                                          58,000     Feb-96        $44.00        1-5
                                              28-29         10         46.00       6-10
                                    Piper & Marbury                    52.00      11-15


5a. 888 Seventh Avenue                       45,749     Aug-96        $19.75        1-3
    N/W/C of West 56th St.                    21-23       10.5         22.75        4-6
    Constructed: 1970                Stanley Kaplan                    24.00     7-10.5
    R.A. 730,000 sq.ft.

5b.                                          30,000     Apr-96        $23.00        1-5
                                                7,8         15         27.00       6-10
                                     R.D.R. Assocs.                    32.00      11-15


6a. Equitable Center                         48,500     Nov-95        $35.25       1-5
    787 Seventh Avenue                            2         20         39.25      6-10
    E/S/ bet West 51 & 52nd            Wilkie, Farr                    43.25     11-15
    Constucted: 1985                    & Gallagher                    47.25     16-20
    R.A. 1,523,000 sq.ft.

6b.                                         240,000     Nov-95        $45.25       1-5
                                              39-47         20         49.25      6-10
                                       Wilkie, Farr                    53.25     11-15
                                        & Gallagher                    57.25     16-20
------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
Office Market Rents (General Office)
Worldwide Plaza                           (A)
825 Eighth Avenue                      Effective
New York, New York                   Contract Rent
No.       Address/Location          ($ per Sq. Ft.)   Tenant Contributions
-------------------------------------------------------------------------------------------------------

4a. Exxon Building                      $30.95        Real Estate Taxes:   Pro-rata incr. over B.Y.
    1251 Sixth Avenue                                 Operating Expenses:  Pro-rata incr. over B.Y.
    W/S, bet. West 49 & 50th St.                      Electricity:         Sub-metered
    Constructed: 1971                                 Concession:          $45 TI, 12 months free rent
    R.A. 1,900,000 sq.ft.

4b.                                     $34.99        Real Estate Taxes:   Pro-rata incr. over B.Y.
                                                      Operating Expenses:  Pro-rata incr. over B.Y.
                                                      Electricity:         Sub-metered
                                                      Concession:          $50 TI, 12 months free rent

5a. 888 Seventh Avenue                  $21.14        Real Estate Taxes:   Pro-rata incr. over BY.
    N/W/C of West 56th St.                            Operating Expenses:  Pro-rata incr. over B.Y.
    Constructed: 1970                                 Electricity:         Sub-metered
    R.A. 730,000 sq.ft.                               Concession:          As Is, 4 months free rent

5b.                                     $20.51        Real Estate Taxes:   Pro-rata incr. over B.Y.
                                                      Operating Expenses:  Pro-rata incr. over B.Y.
                                                      Electricity:         Sub-metered
                                                      Concession:          $20 TI, 14 months free rent

6a. Equitable Center                    $30.29        Real Estate Taxes:   Pro-rata incr. over B.Y.
    787 Seventh Avenue                                Operating Expenses:  Pro-rata incr. over B.Y.
    E/S/ bet West 51 & 52nd                           Electricity:         Sub-metered
    Constucted: 1985                                  Concession:          As Is, 4 months free rent
    R.A. 1,523,000 sq.ft.

6b.                                    $39.24         Real Estate Taxes:   Pro-rata incr. over B.Y.
                                                      Operating Expenses:  Pro-rata incr. over B.Y.
                                                      Electricity:         Sub-metered
                                                      Concession:          $50 TI, 12 months free rent
-------------------------------------------------------------------------------------------------------

Source: KTR Market Research

(A) Effective rent model based on 8.5% cost of capital employing a partial payment factor amortizing TI, free rent and rent steps.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 90


                        MARKET RENT ANALYSIS (Continued)

The majority of the leases provide for a pro-rata share contribution in both real estate tax and operating expense increases above the base year of the lease. The Porters Wage Index is not evident in any of the comparable leases. Tenant workletters are evident in most of the leases at costs ranging from as is to $52.00 per square foot (rounded). On a unit cost basis (tenant workletter per square foot divided by lease years), tenant workletters range from none to $6.00 per square foot per lease year (rounded). Free rent is evident in all of the leases ranging from 4 to 29 months. On a unit cost basis (number of months of free rent divided by lease years), free rent ranges from 0.3 to 1.9 months of free rent per lease year.

Employing our effective rent model, the comparable data reflects effective rents ranging from $21.05 to $39.24 per square foot. The comparable office leases presented in the tables on the previous pages were analyzed and then correlated into market rental estimates for the subject property. We have estimated an overall average market rent for the subject property's space under and over 100,000 square feet in size without correlating floor level, as the spaces under 100,000 square feet in size that are currently vacant or expiring during the projection period are located on the mid-level floors and the spaces over 100,000 square feet do not expire during the projection period.

CORRELATION

The most recent leasing activity within the subject property (effective rents ranging from $28.62 to $31.50 per square foot) is consistent with current market parameters within the influencing market (effective rents ranging from $21.05 to $39.24 per square foot).

OFFICE SPACE (100,000 SQ. FT. AND LESS): The compilation of comparable market rents on the office spaces less than 100,000 square feet reflect effective rents ranging from $20.51 to $34.99 per square. More specifically, comparable no.1a (1285 Sixth Avenue), a Class "A" building with large floor plates with an effective rents of $29.80 is considered to be most relevant to the rental value of the subject property. The lease was for space in a mid-level floor in comparable building, although located to the east of the subject property in a superior location, which is considered similar to the subject property.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 91


                        MARKET RENT ANALYSIS (Continued)

After our adjustments, an average effective rent rounded to $29.00 per square foot is concluded for the subject property's space less than 100,000 square feet. Our estimated effective rent is achieved assuming a 15 year average lease term, a contract rent of $36.00 per square foot $2.50 per square foot rent steps every 5-years no rent steps, a tenant workletter of $40 per square foot , which equates to $2.66 per lease year), and 12 months free rent equivalent to 0.8 months per lease .

OFFICE SPACE (100,000 SQ. FT. AND GREATER): The compilation of comparable market rents on the office spaces greater than 100,000 square feet reflect effective rents ranging from $21.05 to $39.24 per square foot. There was 1 recent lease in the subject property for this size grouping equating to an effective rent of $28.88 per square foot. This lease was with Polygram, an existing tenant, which included expansion space. In consideration of the comparable leases and the recent lease transaction in the subject property, an average effective rent rounded to $28.00 per square foot is concluded for the larger office space. Our estimated effective rent is achieved assuming a 15 year average lease term, a contract rent of $34.00 per square foot, rent step-ups of $2.50 per square foot every 5 years, a $40.00 per square foot tenant workletter (which equates to $2.66 per square foot per lease year) and 12 months free rent (equivalent to 0.8 months per lease year).

OFFICE SPACE (BASEMENT & FLOOR 2): The contract rents for recently signed leases in the subject property for basement space ranges from $15.00 to $20.47 per square foot for 3 leases signed in 1997. The low end of the range reflects a lease negotiated with a primary tenant within the subject property at reduced rents warranting an upward adjustment. As the recent leasing activity within the subject property is considered the best indicator current market rent levels, we have estimated a contract rent of $20.00 per square foot, with 15 year lease terms, rent step-ups of $2.50 every 5 years, no workletters and 6 months free rent.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 92


                        MARKET RENT ANALYSIS (Continued)

RAW SPACE: According to the current management, some existing vacant units and spaces that will be considered vacant upon rollover are considered raw or require a gut renovation in order to be leased. A $40 per square foot tenant workletter has been processed in our cash flow projection for the 31st floor (architectural).

FUTURE LEASES: All future office leases for all categories of space are assumed to contain a real estate tax and operating expense contribution based on a pro-rata share of increases over a base year based on occupied square footage. We have processed 12 months of free rent on new leases. The preceding estimates are supported by the comparable data and the overall assumptions as previously discussed in the office market analysis section for the midtown office market.

OFFICE LEASE RENEWALS: A renewal tenant workletter equating to 50% of the cost of a new lease is assumed with no free rent.

CONCLUSIONS

The subject property is a conveniently located primary office building in very good condition. The exposure to good light, large windows and functional floor layouts make this a desirable building for large, full floor space users. The future leasing activity of the subject property should be consistent with overall market levels since it is certainly competitive within the Midtown office market and the influencing sub-markets.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 93


                        MARKET RENT ANALYSIS (Continued)

                         MAP OF OFFICE RENT COMPARABLES

                                [GRAPHIC OMITTED]

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 94


                        MARKET RENT ANALYSIS (Continued)

RETAIL MARKET OVERVIEW

The NYC retail market has experienced a resurgence in the retail market activity due to the influx of novelty stores, the improved tourist and convention markets, and the entry by mass-market retailers in the midtown area. Positive retail sales and rapid expansion of the New York City retail markets ranging from big-box tenants to high end fashion retailers have reshaped the retail outlook. The retail market appears to be correcting itself after a few years with signs of increased demand characterized by aggressive rent levels and the addition of new retail space to the supply via mixed-use projects. Another positive sign for the retail market is the narrowing of the gap between average asking prices and average contracted rents for recent deals.

The Midtown Manhattan retail market varies greatly in terms of use, size and orientation. Strong demand for retail space in various shopping sectors in Midtown Manhattan continues along with the continued redevelopment efforts in the Times Square district. Times Square is an internationally recognized tourist destination with over 20 million visitors annually due to a concentration of hotels (12,500 rooms), performance theaters (39, combined nightly capacity for 25,000 people) and movie theaters (23 screens). The redevelopment of Times Square has attracted an influx of retailers that has transformed the ground-level frontage to spaces commanding rents of $150 plus per square foot and back building space for $75 plus per square foot. Theme restaurants have opened in the vicinity of the Times Square 42nd Street area and have been successful to date. The area has also created a multi-level retail market attracting a wide range of retailers as it affords a wide array of rents accommodating tenants with various frontage needs. Underutilized ground floor spaces and first floor spaces in office buildings are being converted to retail spaces.

A tour of the area reveals that the retail goods and services are oriented towards tourists between West 42nd and West 50th Streets, subsequently becoming more balanced between tourists, area office workers and residents between West 50th and West 57th Street. The number of vacant

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 95


                        MARKET RENT ANALYSIS (Continued)

stores within this trade area is currently negligible. Retail rents currently are highest in the immediate Times Square area, subsequently declining by proceeding north toward West 57th Street. Leasing activity in the influencing area has primarily been by larger national and multi-chain stores as the traditional retailers have been contending for smaller spaces and multi-level stores due to the high competition and costs. The limited new construction is expected to push rents to climb further. As the established retail corridors are experiencing higher rents as the demand for space exceed the supply of retail space, retailers are turning to spaces in less established corridors as an affordable alternative.

The subject property is located within the retail trade area of the West Side office Sub-Market, which is comprised of avenue and side street locations. The subject property's retail trade area caters to pedestrian traffic primarily from office workers, commuting pedestrians and some tourists. The subject property's retail space is located in the base of office tower and in the amenity component (base of the residential condominium).

The inventory of retail space in the subject property's area, excluding the arcade space, primarily occupies the grade level stores on the avenues and side street stores just off the avenue. Retail rents typically begin increasing by proceeding east of Ninth Avenue. A wide variety of goods and services (banks, restaurants, delicatessens, nail salons, photo shops, etc.) serve area office workers and tourists. There is limited availability of vacant space along Ninth and Eighth Avenues, and the vacant spaces are often limited to smaller street units or side street locations.

In conclusion, the subject property is located in a secondary retail trade area which is experiencing a long term upward trend.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 96


                        MARKET RENT ANALYSIS (Continued)

RETAIL COMPONENT

The subject property's retail space is summarized as follows.

                                825 EIGHTH AVENUE
                      OFFICE COMPONENT RETAIL SPACE SUMMARY

--------------------------------------------------------------------------------
                                                    Street   2nd Floor     Total
No.   Tenant                Location             (Sq. Ft.)    (Sq.Ft.)  (Sq.Ft.)
--------------------------------------------------------------------------------
 1.   Sunny Electronics     W8, W13, W20             1,910       4,565     6,475
 2.   Chemical Bank         W9, W11                  5,066                 5,066
 3.   Garden Bakery Cafe    W12                      1,206                 1,206
 4.   ABC Nails             W10                        493                   493
 5.   Carlson Wagonlit      W15                      1,177                 1,177
 6.   Rajson Newstand       W16                        833                   833

      VACANT SPACE                                   5,567       6,211    11,778
                                                     -----       -----    ------

      Total                                         11,954      10,776    27,028
--------------------------------------------------------------------------------
Source: Management provided information; compiled by KTR

                                825 EIGHTH AVENUE
                     AMENITY COMPONENT RETAIL SPACE SUMMARY

--------------------------------------------------------------------------------
                                                     Grade      Plaza     Total
No.  Tenant                Location                (Sq. Ft.)  (Sq.Ft.)  (Sq.Ft.)
--------------------------------------------------------------------------------
     9TH AVE. FRONTAGE
     -----------------
1.   WWP Cleaners          W2                          950                 950
2.   Supernatural          W3                        1,849               1,849
3.   Petland               W6                        2,389               2,389
4.   Bulbtronics           W1                        1,387               1,387
     Vacant                Various Mid-block         3,584               3,584

     SIDE STREET
     -----------
5.   New World Grill       K1 (Plaza)                            900       900
6.   Mexican Restaurant    K2 (Plaza)                            800       800
7.   West Side Restaurant  E4, E6 (50th & Plaza)     2,519       900     3,419
     VACANT                E1 (49th St.)             2,752               2,752
                                                     -----     -----     -----
     Total                                          15,430     2,600    18,030
--------------------------------------------------------------------------------
Source: Management provided information; compiled by KTR

Retail space within the subject property consists of a total of 45,058 square feet of retail space (2.45% of the subject property); 27,028 square feet of space located in the office component (1.7% of the office component) and 18,030 square feet located in the amenity component (7.45% of the amenity component). Most of the retail space with the exception of the units

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 97


                        MARKET RENT ANALYSIS (Continued)

located along Ninth Avenue, has limited frontage, limited exposure to grade level traffic and varying depths. The retail space in the arcade is limited to day to day traffic of the office component employees. None of the retail units have basement or storage space and there is second floor retail space in the office component. The retail tenancy within the subject property is classified as neighborhood service retail of which most of the tenants are local non-credit tenants.

Overall vacancy in the subject property's neighborhood, particularly along mid-block side street locations, varies greatly from street to street. Although the vacancy rates for the subject property's immediate vicinity, along the avenues and side streets, are not reported within published surveys, we have undertaken a visual survey. There appeared to be a few vacancies along the mid-block locations of residential streets with very few vacancies along the avenues. As the existing retail leases in the area roll-over, it has been reported that the quality of tenants have generally improved. The caliber of the subject property's retail tenancy should follow the general neighborhood trend of improvement.

We have conducted a market rent survey of recent retail leases negotiated within the subject property's influencing area. Our search revealed limited information regarding recent leases along Eighth and Ninth avenues, therefore we expanded our survey to include lease transactions along avenues further to the east. Our survey of recent comparables has been categorized into retail space with avenue frontage and those with side street frontage. We have also included the recent leasing activity within the subject property, as it is considered to be the best indicator of market-oriented rents for the subject property.

The existing retail leases within the subject property were negotiated between 1989 and 1997 with current contract rents ranging from $20.24 per square foot for 1,849 square feet of space along Ninth Avenue to $40.00 per square foot for 800 feet of kiosk space in the plaza.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 98


                        MARKET RENT ANALYSIS (Continued)

AVENUE FRONTAGE RETAIL: Our survey, summarized at the end of this section, identified 6 retail leases with avenue frontage exhibiting contract rents ranging from $56.00 to $104.00 per square foot. The low end of the range reflects a lease with frontage along Eighth Avenue. The upper end reflects a lease with frontage along Seventh Avenue The comparables exhibited lease terms ranging from 5 to 17 years with rent steps ranging from percentage annual increases to 10% every 3 years and free rent ranging from none to 15 months.

According to brokers and real estate professionals in the area, the Ninth Avenue corridor, which is primarily occupied by small restaurants, grocers, video and local neighborhood service shops command rents generally ranging from $30 to $35 per square foot. The spaces along Eighth Avenue, generally have greater exposure to pedestrian traffic and commands rents ranging from $40 to $45 per square foot. Accordingly in estimating a market rent for the subject property's space occupied, we have estimated retail market rent levels of $35 for the retail stores with Ninth Avenue frontage and $45 per square foots for the retail with Eighth Avenue exposure.

SIDE STREET FRONTAGE RETAIL: Our survey identified 5 comparable retail leases, with side street frontage, signed between August, 1994 and May, 1997 at contract rents ranging from $31.48 to $60.00 per square. The low end reflects an August, 1994 lease of a 4,383 square foot unit to a restaurant operator at 120 West 45th Street, between Sixth and Seventh Avenues. The upper end reflects 1996 and 1997 leases of spaces ranging from 2,200 to 4,353 square feet units with side street locations.

The subject property's retail stores with frontage along West 49th and 50th Street are located between avenues further west than the comparables. In consideration of the subject property's

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Page 99


                        MARKET RENT ANALYSIS (Continued)

location, downward adjustments were made to the exhibited market rents. Comparable No. 10, 235 West 48th Street, a 2,932 square foot retail unit which leased for $40 a square foot, is considered most relevant. This comparable, within proximity of the subject property, is located in a similar secondary retail trade area catering to the day- to-day workers in the area. A downward adjustment for the subject property location further to the west was considered. As such, an overall weighted average rent of $30.00 per square foot is estimated for the subject property's retail units with side street frontage.

SECOND FLOOR RETAIL: The subject property's second floor retail space has unusual floor configurations with limited exposure and access. Considering the utility of the second floor space which could be utilized as office space, we have processed a market rent similar to office rents. Therefore a $30.00 per square foot market rent has been estimated for the second floor retail space.

PLAZA KIOSK & ARCADE RETAIL SPACE: The proposed pricing of the plaza kiosk and arcade level space are based on the current rents and pending leases. A market rent of $40.00 per square foot is estimated for the plaza kiosk space and $25.00 per square foot rents for the arcade space. Further, the lease will contain base year real estate tax contributions and direct metering for electricity.

RETAIL MARKET RENTS

Based upon the above discussion and in light of the varying location of the subject property retail spaces, we have assigned a weighted average rent of $34.00 per square foot for the retail space. The weighted average calculations have been summarized in a table on the following page

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 100


                        MARKET RENT ANALYSIS (Continued)

                                825 EIGHTH AVENUE
                           RETAIL MARKET RENT ANALYSIS

--------------------------------------------------------------------------------
OFFICE COMPONENT                   Square Feet    Percent      Market Rent
--------------------------------------------------------------------------------
Street level & Eighth Avenue)          8,675      32.1%       $      45.00
Arcade level                           7,577      28.0%       $      25.00
Second Floor                          10,776      39.9%       $      30.00
                                      ------    ------        ------------
Total                                 27,028    100.00%

                 Weighted Avg. Mkt Rent For Office Component  $      33.41
                                                 Rounded to:  $      34.00
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
AMENITY COMPONENT                  Square Feet    Percent      Market Rent
--------------------------------------------------------------------------------
Ninth Avenue Frontgae                 10,169      56.4%       $      35.00
Side Street Frontgae                   6,161      34.2%       $      30.00
Kiosk Plaza Space                      1,700       9.4%       $      40.00
                                      ------    -------       ------------
Total                                 18,030    100.00%

                Weighted Avg. Mkt Rent For Amenity Component  $      33.76
                                                 Rounded to:  $      34.00
--------------------------------------------------------------------------------
Source: Calculated by KTR.

FUTURE LEASES AND VACANT SPACE: Future retail leases are assumed to be for 10 years, include a real estate tax contribution based on a pro-rata share of increases over a base year, 3% annual rent step-ups and 6 months free rent. All tenant spaces are directly metered for electric. The currently vacant retail space is projected to be leased on an as is basis.

RENEWALS: A 50% renewal probability is estimated with a four month downtime. Future renewal leases are assumed to be leased as is with no free rent for the entire projection period.

VACANCY AND CREDIT LOSS: A 3.0% credit loss factor is processed for subject properties amenity component. Additionally a 15% combined vacancy and credit loss factor was processed for the retail space in consideration of historical occupancies.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 101


                        MARKET RENT ANALYSIS (Continued)
                                825 EIGHTH AVENUE
                             RETAIL RENT COMPARABLES

--------------------------------------------------------------------------------------------------------------
                                               Term            Sq. Ft.
No.     Tenant / Location    Lease Date       (Years)           Area           Year        Contract Rent
--------------------------------------------------------------------------------------------------------------
Avenue Frontage Retail Space
----------------------------
1.       Confidential         Nov-96            17          5,742 grnd.        Yr. 1          $701,814
      750 Seventh Avenue                                    1,000 bsmt.    % steps n/a
   (Between 48th & 49th St.)                                -----------
                                                               6,742


2.        Le Bernadin         Mar-96            10             5,960           Yr. 1          $408,260
      787 Seventh Avenue                                                                 (plus overage rent)




3.         Bolton's           Sep-96            12             2,973           Yr. 1          $267,570
         1700 Broadway                                                        Yr 2-5     10% step every 3 yrs.
    Between 53rd & 5th St.



4.      Clothing Store        Aug-95             5             2,000           Yr. 1          $185,000
       692 Eighth Avenue                     (1) 5yr                                      3% annual steps
     (Between 43rd & 44th)                    option



5.         Coquette           Sep-95            10          2,400 grnd.        Yr. 1          $268,800
       692 Eighth Avenue                                    2,400 bsmt.                  10% step every 5 yrs.
   (Between 43rd & 44th St.)                                -----------
                                                               4,800


6.      American Gifts        Apr-94            11          2,250 grnd.        Yr. 1          $275,985
      727 Seventh Avenue                                    2,250 bsmt.                    4% annual steps
   (Between 48th & 49th St.)                                -----------
                                                               4,500


ASKING RENTS
------------
      832 Eighth Avenue       Current           20             6,000           Yr. 1          $154,980
                                                                                            Annual Steps
                                                                                            (negotiable)


--------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------

No.     Tenant / Location     ($ per sq. ft.)                 Comments
-----------------------------------------------------------------------------------------
Avenue Frontage Retail Space
----------------------------
1.       Confidential              $104.10     Real Estate Taxes:   Pro-rata inc B.Y.
      750 Seventh Avenue                       Operating Expenses:  None
   (Between 48th & 49th St.)                   Electric:            Direct
                                               Tenant Workletter:   N.A.
                                               Rent Concession:     15 mos. free rent

2.        Le Bernadin              $68.50      Real Estate Taxes:   Plus Pro-rata Pilot
      787 Seventh Avenue                       Operating Expenses:  None
                                               Electric:            Direct
                                               Tenant Workletter:   As Is
                                               Rent Concession:     None

3.         Bolton's                $90.00      Real Estate Taxes:   Pro-rata inc B.Y.
         1700 Broadway                         Operating Expenses:  N.A.
    Between 53rd & 5th St.                     Electric:            Direct
                                               Tenant Workletter:   As Is
                                               Rent Concession:     6 mos. free rent

4.      Clothing Store             $92.50      Real Estate Taxes:   Pro-rata inc B.Y.
       692 Eighth Avenue                       Operating Expenses:  None
     (Between 43rd & 44th)                     Electric:            Direct
                                               Tenant Workletter:   As Is
                                               Rent Concession:     6 mos. free rent

5.         Coquette                $56.00      Real Estate Taxes:   Pro-rata inc B.Y.
       692 Eighth Avenue          Avg. Rent    Operating Expenses:  None
   (Between 43rd & 44th St.)                   Electric:            Direct
                                               Tenant Workletter:   As Is
                                               Rent Concession:     None

6.      American Gifts             $61.33      Real Estate Taxes:   Pro-rata inc B.Y.
      727 Seventh Avenue          Avg. Rent    Operating Expenses:  None
   (Between 48th & 49th St.)                   Electric:            Direct
                                               Tenant Workletter:   As Is
                                               Rent Concession:     4 mos. free rent

ASKING RENTS
------------
      832 Eighth Avenue            $25.83      Real Estate Taxes:   Net
                                     Net       Operating Expenses:  Net
                                               Electric:            Direct
                                               Tenant Workletter:   As Is
                                               Rent Concession:     Negotiable
-----------------------------------------------------------------------------------------

Source: Field survey; compiled by KTR.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 102


                        MARKET RENT ANALYSIS (Continued)

                                825 EIGHTH AVENUE
                             RETAIL RENT COMPARABLES

-----------------------------------------------------------------------------------------------------------------
                                                 Term          Sq. Ft.
No.     Tenant / Location        Lease Date     (Years)         Area             Year          Contract Rent
-----------------------------------------------------------------------------------------------------------------
Side Street Frontage Retail Space
---------------------------------
 7.          Deli                May-97           5           2,200            Yr. 1             $132,000
        1372 Broadway                        plus option                    % steps n/a
   Side Street West 37th St.



 8.       Confidential           Feb-97          10        4,000 (Grade)       Yr. 1             $240,000
      24 West 40th Street                                  2,000 (Bsmt)         N/A        (Basement included)
                                                           -------------
                                                              6,000
                                                                               Yr 9

 9.        Au Corissant          Sep-96          15.5         4,353           Yr 1-3             $260,005
         (1290 Sixth Ave)                                                      4-15                N/A
    South Side of West 51st St.



10.        Casa Dimeglio         Oct-95          20           2,932            Yr 1              $118,180
       235 West 48th Street                                               4.0% avg steps
     Between 7th and 8th Ave



11.        Antiques              Sep-95          10           2,500            Yr 1              $132,500
        125 West 55th                                                     1.8% avg steps
    Between 6th and 7th Ave



12.  My Favorite Restaurant      Aug-94          15.5         4,383            Yr 1              $137,977
      120 West 45th Street                                                3.5% avg steps
    Between 6th and 7th Ave


ASKING RENTS
------------
    250 West 49th Street         Current         10           2,000            Yr. 1              $80,000
                                                                                           10% step every 3 yrs.



-----------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------

No.     Tenant / Location     ($ per sq. ft.)            Comments
-----------------------------------------------------------------------------------------
Avenue Frontage Retail Space
----------------------------
 7.          Deli                  $60.00      Real Estate Taxes:   Pro-rata inc B.Y.
        1372 Broadway                          Operating Expenses:  None
    Side Street West 37th St.                  Electric:            Direct
                                               Tenant Workletter:   As Is
                                               Rent Concession:     Some Free rent

 8.       Confidential             $60.00      Real Estate Taxes:   Pro-rata inc B.Y.
      24 West 40th Street                      Operating Expenses:  NA
                                               Electric:            Direct
                                               Tenant Workletter:   Some Work
                                               Rent Concession:     3 mos. free rent

 9.        Au Corissant            $59.73      Real Estate Taxes:   Pro-rata inc in B.Y.
         (1290 Sixth Ave)                      Operating Expenses:  None
    South Side of West 51st St.                Electric:            Direct
                                               Tenant Workletter:   As Is
                                               Rent Concession:     6 mos. free rent

10.        Casa Dimeglio           $40.31      Real Estate Taxes:   Pro-rata inc in B.Y.
       235 West 48th Street                    Operating Expenses:  None
     Between 7th and 8th Ave                   Electric:            Direct
                                               Tenant Workletter:   N.A.
                                               Rent Concession:     N.A.

11.        Antiques                $53.00      Real Estate Taxes:   Pro-rata inc in B.Y.
        125 West 55th                          Operating Expenses:  None
    Between 6th and 7th Ave                    Electric:            Direct
                                               Tenant Workletter:   "As Is"
                                               Rent Concession:     None

12.  My Favorite Restaurant        $31.48      Real Estate Taxes:   Pro-rata inc in B.Y.
      120 West 45th Street                     Operating Expenses:  None
    Between 6th and 7th Ave                    Electric:            Direct
                                               Tenant Workletter:   "As Is"

ASKING RENTS
------------
     250 West 49th Stret           $40.00      Real Estate Taxes:   Pro-rata in B.Y.
                                               Operating Expenses:  None
                                               Electric:            Direct
                                               Tenant Workletter:   As Is
                                               Rent Concession:     Negotiable
-----------------------------------------------------------------------------------------

Source: Field survey; compiled by KTR.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 103


                        MARKET RENT ANALYSIS (Continued)

                         MAP OF RETAIL LEASE COMPARABLES

                               [GRAPHIC OMITTED]

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 104


                        MARKET RENT ANALYSIS (Continued)

THEATER MARKET RENT ANALYSIS

In order to determine the reasonableness of the existing theater lease, a survey of theaters was conducted. As a movie theater represents a specialized use with a limited number available, our survey includes theaters situated throughout Manhattan. The subject property is located in a mixed-use residential/commercial area that is influenced by the retail Times Square and Plaza Districts, both of which are considered to be major commercial corridors in Midtown. Development activity within the vicinities has increased over the past several years incorporating entertainment and theater complexes as well as the growth of theme restaurants. Coupled with the strong profits realized by the movie industry, the dearth of theater space within New York City, and the interest among theater operators and developers to add movie complex/entertainment centers to the New York City market, the subject property should be able to maintain it's functional utility and produce sufficient gross sales.

The subject property's theater component consists of a six screen theater with 2,170 seats, comprised of 56,934 square feet of rentable area accessed mid-block along West 50th Street. In the theater market rent survey summarized in the table on the following page, comparable rents range from $311 to $1,278 per seat per year, or $12.00 to $41.67 per square foot. The low end of the lease is representative of a 1994 lease of a 10-screen theater. The high end of the range is indicative of a recent theater lease with 15 screens, in a desirable residential location

CONCLUSION: Considering the location of the subject property's theater space, which would cater specifically to the area residents and nearby office workers, it would most likely command a rent near the lower end of the range indicated by the recent comparable theater leases. Theater leases typically include a percentage rent provision based upon gross ticket sales, however, the majority of the more recent leases do not include percentage rent clauses.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 105


                        MARKET RENT ANALYSIS (Continued)

The subject property's existing lease calls for rent payments of $636 per seat or $27 per square foot plus 10% of gross revenues over $6,750,000. Although the current lease provides for an additional percentage rent, it will not be processed within our cash flow projections as information regarding historical revenues was not available. The subject property's theater lease is net and expires June 2019. It is reasonable to assume that the lease will remain in place and will be processed accordingly to the existing contract terms in our cash flow projections.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

                               THE WORLDWIDE PLAZA
                           MOVIE THEATER RENTAL SURVEY

----------------------------------------------------------------------------

No. Address                   Tenant                 Date          Size
----------------------------------------------------------------------------
 1  Kipps Bay                 Sony/Loews             May-97         96,000
    542-580 Second Avenue                                      3,131 Seats
    New York, New York                                          15 Screens

 2  Union Square              United Artisits         1996         120,000
    East 14th Street                                           3,500 Seats
    New York, New York                                          14 Screens

 3  TriBeCa                   Tribeca Cinema         Mar-96         23,900
    25 N. Moore Street        Associates                         780 Seats
    New York, New York

 4  Broadway & West 65th St.  Confidential            1994          81,130
                                                               3,000 seats
                                                                10 screens
----------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                     Term
No. Address                        Rent Per         (Years)     Comments
-----------------------------------------------------------------------------------------------------------
 1  Kipps Bay                  $41.67 per sq. ft.      20       Triple net lease. No percentage rent.
    542-580 Second Avenue         $1,278 per seat     years     10% rent steps every 5 years.
    New York, New York        $266,667 per screen               Commences upon substantial completion

 2  Union Square               $33.33 per sq. ft.      25       Triple net lease. Terms of the percentage
    East 14th Street              $1,143 per seat     years     rent were not disclosed.
    New York, New York        $285,715 per screen

 3  TriBeCa                       $25 per sq. ft.      25       No percentage rent. Expenses are net.
    25 N. Moore Street              $765 per seat     years
    New York, New York        $100,000 per screen

 4  Broadway & West 65th St.      $12 per sq. ft.      20       Percentage rent equals 10% of gross sales.
                                    $311 per seat               Tenant pays pro-rata share of R.E. taxes
                              $100,000 per screen               over base year.

Survey Range     Low              $12 per sq. ft.    20 years
------------                        $311 per seat
                              $100,000 per screen

                 High          $41.67 per sq. ft.    25 years
                                  $1,278 per seat
                              $285,715 per screen
-----------------------------------------------------------------------------------------------------------

Source: Field survey; compiled by KTR

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 107


                        MARKET RENT ANALYSIS (Continued)

GARAGE MARKET ANALYIS

The New York City Garage market on the whole had been directly impacted by the past economic downturn. As a result, the overall demand for parking services was reduced for both commercial garages and residential garages. Discussions with garage operators and owners of buildings with garage facilities suggested that garage leases were being negotiated at reduced rents. However, as the local economic conditions have strengthened significantly, the garage market is anticipated to follow route.

Parking garage facilities in the subject property's influencing area, are often constructed as part of a commercial or residential developments and are generally built with parking ratios of 1 space per 1,000 square foot of building area. The inventory of parking space primarily occupies free standing facilities, open surface lots and the below-grade levels within buildings, along side streets just off the avenues. Parking rates typically begin increasing by block increments beginning from the west side as one proceeds east towards Fifth Avenue. The demand for parking is often influenced by the overall commercial/residential occupancy levels and the nearby retail influences.

The subject property is located in the northwest periphery of the retail trade area of the Times/Square and West Side Sub-Market. The subject property's parking demand is primarily generated by the area residents, office workers, commuting pedestrians and pedestrian traffic from the movie theater and health club users. A positive influence for the area has been surrounding development activity of both residential and grade-level commercial facilities, which are anticipated to rejuvenate and strengthen the demand for parking. As the subject property is located in an area which currently has insufficient off-street parking facilities, the projected increase in local residents, pedestrian traffic and economic activity should further strengthen the demand for parking.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 108


                        MARKET RENT ANALYSIS (Continued)

The subject property's garage component, accessed via curb cuts along West 49th and West 50th Streets, consists of 131,971 square feet of rentable area located in 2 sub-levels of the residential portion of the complex. According to the management, the subject property's garage has a legal working capacity of 473 cars. The garage is currently leased to Central Parking Corporation, a garage operator, on a net lease basis. The terms of the lease are summarized below:

SUMMARY OF GARAGE LEASE

    Lease Date:         12/97 - 11/2007
    Term:               10 years 5 months
    Base Rent:
          Years 1-5:    $850,000 per year
                        Plus 50% of all revenues above $2,100,000

         Years 6-10:    $900,000 per year
                        Plus 50% of all revenues above $2,400,000
    Expenses:           Net Lease
    Free rent:          5 months
    Alterations:        Tenant is required to expend $200,000 on various
                        improvements.
    Renewal options:    None

To ascertain market-oriented garage income for the subject property, a rental survey of parking facilities within the influencing area and surrounding markets was conducted. The leases were analyzed upon a rent per space basis, a common unit of comparison utilized for parking facilities. Excluding the subject property, the noted comparable properties indicate a range of rents on, a gross basis, between $2,691 and $4,500 per space with a tighter range averaging $3,350 per space with an average capacity of approximately 200 cars. The low end of the range is defined by an older lease in an office building with additional percentage rent, the higher end of the range is representative of a 1996 garage within a luxury residential building.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 109


                        MARKET RENT ANALYSIS (Continued)

The majority of the recent leases reflect the overall stabilization in rents per car from the previously discussed economic impacts on garage rents. The current market is in the process of correcting itself, as exhibited by the more recent leases, No.1 and No.2 , supporting $3,000 per space rents. The subject property's contract rent for the garage equates to $1,797 per space. Including the budgeted real estate and common area maintenance, which are net expenses, the contracted rent equates to $2,941 per space. In consideration of the subject property's commercial location within a stabilized commercial complex, a gross rent of $3,000 per parking space is considered to be market-oriented. The subject property's parking component should be able to support the current rent levels and operate at full capacity.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

                                825 EIGHTH AVENUE
                          PARKING GARAGE RENTAL SURVEY

------------------------------------------------------------------------------------------------------------------------------------
                                                                                    Term
No. Address                       Date         Spaces         Base Rent per Space  (Years)    Comments
------------------------------------------------------------------------------------------------------------------------------------
    SUBJECT
    -------
    825 Eighth Avenue             Dec-97         473                $1,797           10       Triple net lease. 50% of gross
    New York, New York                                                              years     revenues over $2,100,000 percentage
                                                                                              rent.

 1  Carnegie Park                 Nov-96         150                $3,000           12       R.E. Tax: Pro-rata incr. over
    200 East 94th Street                                                            years     Oper Exp: None
    New York, New York

 2  101 West 56th Street          Mar-96         196                $3,061           10       R.E. Tax: Pro-rata incr. over
    N/W/C of 6th Avenue                                                             years     Oper Exp: None
    New York, New York

 3  80 Park Avenue              Early 1996       100                $4,500           15       R.E. Tax: Pro-rata incr. over
    S/W/C of East 39th Street                                                       years     Oper Exp: None
    New York, New York

 4  13-17 East 54th Street        Oct-95         350                $3,500           20       R.E. Tax: Pro-rata incr. over
    N/S, bet Fifth and Madison                                                      years     Oper Exp: None
    New York, New York

 5  Paramount Plaza               1992           225                $2,691          Month     Management agreement with Kinney
    1631-1649 Broadway                                                               to       Systems
    New York, New York                                                              Month     Owner to receive net proceeds after
                                                                                              deducting operating expenses and 3%
                                                                                              managemnt fee.
                                  Survey Range     Low              $1,797        Mo. to Mo.
                                  ------------
                                                   High             $4,500        20 years
------------------------------------------------------------------------------------------------------------------------------------

Source: Field survey; compiled by KTR

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 111


                        MARKET RENT ANALYSIS (Continued)

HEALTH CLUB RENT ANALYSIS

The subject property's health club component consists of 35,000 square feet of below-grade level space located in 2 sub-levels of the residential and plaza portion of the complex. The health club features an indoor pool, running track, aerobics rooms and various nautilus machines. The health club is currently leased to a health club operator under a 20 year lease term that was signed in 1989. To ascertain market-oriented rents for the subject property's health club, a rental survey of health club facilities within the influencing markets was conducted. The leases were analyzed upon a rent per square foot basis, a common unit of comparison.

The noted comparable properties indicate a range of rents between $11.78 and $30.00 per square foot. The low end of the range is defined by a lease in a property located within a residential building, the higher end of the range is representative of health club facility with good exposure to pedestrian traffic. Escalations ranged from none to the net real estate taxes and operating expenses.

The health club lease expires past the projection period. Based on the range of rents exhibited by the comparables, the current rent is considered to be within market parameters. In consideration of the subject property's location within a stabilized residential/commercial complex with new residential development projects underway, the subject property should be able to support the current rent of $24.10 per square foot plus net taxes and pro-rata share increases in operating expenses.

                                825 EIGHTH AVENUE
                            HEALTH CLUB RENTAL SURVEY

----------------------------------------------------------------------------------------------------------------
No.   Address                                    Tenant               Date        Size       Rent Per Sq. Ft.
----------------------------------------------------------------------------------------------------------------
  1   Le Triomphe                                59th St. Gym         Apr-96       1,413          (grade)
      New York, New York                                                          42,850        (concourse)
                                                                                  ------          $11.78
                                                                                  44,263

  2   575 Lexington Ave.                         N.Y. Sports Club      1996       18,290        (2nd floor)
      New York, New York                                                                          $21.00



  3   25 Broadway                                Vertical Club II      1996*       3,124          (grade)
      New York, New York                                                           6,647        (mezzanine)
                                                                                  12,214        (basement)
                                                                                  12,975      (sub-basement)
      *had been under negotiation since 1992                                      ------          $26.45
                                                                                  34,960


  4   160 Columbus Avenue                        Rebok Sports Club     1995      125,000      (3rd-8th floor)
      New York, New York                                                          15,000   (deck and pool area)
                                                                                  ------          $16.00
      ** renegotiated existing lease                                             140,000

  5   207 West 76th Street                       Equinox Fitness       1994        7,663      (2nd & 3rd Fl.)
      New York, New York                                                                          $30.00

                                                                   Survey Range     Low     $11.78 per sq. ft.
                                                                   ------------     High    $30.00 per sq. ft.
----------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------
                                                                   Term
No.   Address                                     Rent Sreps      (Years)    Comments
-----------------------------------------------------------------------------------------------------------
  1   Le Triomphe                                   Average          15      R.E. Taxes: Pro-rata incr B.Y.
      New York, New York                         rent steps of     years     Oper. Exp: None
                                                  3% per year

  2   575 Lexington Ave.                            Average          16      R.E. Taxes: Pro-rata incr B.Y.
      New York, New York                         rent steps of     years     Oper. Exp: Pro-rata incr B.Y.
                                                  5% per year                T.I.: None
                                                                             Free Rent: 10.5 months

  3   25 Broadway                                   Average          10      R.E. Taxes: Information N.A.
      New York, New York                         rent steps of     years     Oper. Exp: Share of C.A.M.
                                                  3% per year
      *had been under negotiation since 1992

  4   160 Columbus Avenue                                            20      R.E. Taxes: Net
      New York, New York                                           years     Oper. Exp: Net
      ** renegotiated existing lease

  5   207 West 76th Street                          Average          12      R.E. Taxes: Pro-rata incr B.Y.
      New York, New York                         rent steps of     years     Oper. Exp: Pro-rata incr B.Y.
                                                  3% per year

                                         Survey Range     Low     10 years
                                         ------------     High    20 years
-----------------------------------------------------------------------------------------------------------

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 113


                        MARKET RENT ANALYSIS (Continued)

SUMMARY OF OFFICE RENT ASSUMPTIONS

Market Rent (Average)
      Space Under 100,000 S. Ft.:           $36.00 per square foot
      Space Greater than 100,000 S. Ft:     $34.00 per square foot

Lease Term (All space):                     15 years

Rent Step-ups:                              $2.50 per square foot every 5 years.

Real Estate Tax and Operating
Expense Contributions:                      Pro-rata share of increases over a
                                            base year.

Tenant Workletter- New Leases:
      Space Under 100,000 S. Ft.:           $40.00 per square foot
      Space Greater than 100,000 S. Ft:     $40.00 per square foot
      Basement & Floor 1                    None

Tenant Workletter-Renewal Leases:           50% of a new lease

Free Rent-New Leases:                       All space 12 months

Free Rent-Renewal Leases:                   None

SUMMARY OF RETAIL RENT ASSUMPTIONS

Market Rent                                 $34.00 per square foot (weighted
                                            average)

Lease Term:                                 10 years

Rent Step-ups:                              3% steps per year

Real Estate Tax  Expense Contributions:     Pro-rata share of increases over a
                                            base year.

Tenant Workletter- New & Renewal Leases:    None

Free Rent-New Leases:                       All space 6 months

Free Rent-Renewal Leases:                   None

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 114


                          HIGHEST AND BEST USE ANALYSIS

Highest and Best Use is defined by the Appraisal Institute in The Dictionary of Real Estate Appraisal, Third Edition, Chicago, Illinois, 1993, as:

      The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the Highest and Best Use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability.

There are typically two Highest and Best Use scenarios: The Highest and Best Use of the property as improved and the Highest and Best Use of the site as if vacant. In each case, the use must pass four "tests"; it must be physically possible, legally permissible, financially feasible and maximally productive.

HIGHEST AND BEST USE AS VACANT

The site can physically accommodate most uses: residential, commercial and industrial. The subject property's components are found in various portions of the site bounded by West 49th and 50th Street between Eighth and Ninth Avenues. This entire site has a plot area of approximately 160,700 square feet. The subject property is located in a C6-4 zoning district that permits a wide range of commercial uses, including mixed-use residential and commercial buildings. The maximum developable building area is limited to a commercial floor area ratio of 10.0 or 1,607,000 square feet of rentable area before any available bonuses.

The subject site represents a large rectangular building site located on West 49th and West 50th Streets between Eighth and Ninth Avenues. Its size and configuration suggests that a number of alternative developments could be physically accommodated on the site. Further, the subject property is conveniently situated within a desirable West Side office sub-market and within the northwestern periphery of the Times Square retail trade area of the Midtown Office Market.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 115


                    HIGHEST AND BEST USE ANALYSIS (Continued)

Based upon the surrounding uniformity of commercial office uses, the Highest and Best Use of the subject site as if vacant would be for its eventual development into a Class "A" office building. The development of the site would occur, and financing for such development would be available, only after significant pre-leasing.

HIGHEST AND BEST USE AS IMPROVED

The subject property is improved with a 47-story Class "A" office building and amenities component containing a total of 1,837,397 square feet of rentable area. The existing total above grade area exceeds that as allowed by current zoning before bonuses.

The improvements are in very good condition and the subject property is well suited to meet the demands of the Class "A" office market. As improved, the development of the subject property is consistent with the Highest and Best Use of the property as though vacant. Since the improvement makes a contribution to value, the continuation of the existing use is justified and there is no alternative that would economically justify the demolition of the existing improvements. Therefore, the Highest and Best Use of the subject property, as improved, is for its continued use as a multi-tenanted commercial office building complex.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 116


                             THE VALUATION PROCEDURE

There are 3 traditional approaches which can be employed in establishing the market value of the Leased Fee Interest in the subject property. These approaches and their applicability to our valuation are summarized as follows:

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the net income and reversionary value the property will produce for the remainder of its productive life or over a reasonable holding (ownership) period. We have utilized the Discounted Cash Flow Analysis technique to process this income stream.

In our Discounted Cash Flow Analysis, we will convert equity cash flows (including cash flows and equity reversion) into value utilizing a discount rate (or internal rate of return). The discount rate will be derived from a comparative analysis of rates used by recent buyers of major office buildings. We have appraised the subject property, free and clear of financing, subject to existing ground leases, short term leases and contractual obligations.

The results of the Discounted Cash Flow Analysis are usually the primary value indicator for properties such as the subject property. "Investor-purchasers" expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

The direct capitalization method is a secondary method in which the net operating income is divided a market derived capitalization rate into value. The direct capitalization method is not employed considering the complexity of the underlying lease terms encumbering the subject property.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 117


                       THE VALUATION PROCEDURE (Continued)

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution which is central to this approach.

The application of this approach consists of comparing the subject property with similar properties of the same general type which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. A search of recent sales within the Midtown office market has identified 6 current Leased Fee sales. The estimated value through this approach represents the probable price at which the subject property would be sold by a willing seller to a willing and knowledgeable buyer as of the date of value.

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantifiable and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 118


                       THE VALUATION PROCEDURE (Continued)

undertaking the risk of construction, remains a highly subjective factor.

The subject property is a modern Class "A" office building with accrued depreciation evident from all 3 sources of depreciation. The Cost Approach is employed in this appraisal.

RECONCILIATION

The valuation procedure is concluded via a review of the approaches to value employed. The reliability of the market data utilized and the overall applicability of each approach are re-examined. Based upon this analysis, the value indications are reconciled and a final estimate is concluded.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 119


                         INCOME CAPITALIZATION ANALYSIS
                                OFFICE COMPONENT

METHODOLOGY

Investors in income producing real estate typically make a forecast of net operating income and cash flow over a period of time typically ranging from 10 to 15 years and then determine a purchase price which will provide a return on and of the asset and justify the degree of risk inherent in the proposed investment.

The aforementioned is developed through 2 methods: the Discounted Cash Flow Analysis and the Direct Capitalization Method.

DISCOUNTED CASH FLOW ANALYSIS: The major tasks involved in such an approach to valuing the subject property are enumerated as follows:

1. Analysis of the projected contract rental income stream, based upon the current rent roll; establishing the market rent levels for the types of space; projection of future annual revenues for a period coinciding with major lease roll-overs, probable lease renewals at market rates, and probable vacancy and credit losses.

2. Analysis of projected other income including operating expense and real estate tax contributions.

3. A projection of future operating expenses, real estate taxes, and management fees; based upon the analysis of the subject property's actual operating history and the experience at other comparable buildings.

4. A derivation of the most probable annual net operating income to be generated by the property over the projection period by subtracting all property expenses from the effective gross income.

5. Projection of costs for tenant workletters, leasing commissions and capital improvements considered necessary throughout the projection period.

6. Conversion of the projected net operating income to annual cash flow by deducting, if applicable, tenant workletters, leasing commissions and capital improvements.

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825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 120


                   INCOME CAPITALIZATION ANALYSIS (Continued)
                                OFFICE COMPONENT

7. Estimation of a re-sale price at the end of the investment period by applying an appropriate overall capitalization rate to the forecasted next year net operating income and deducting the appropriate selling costs which include recording taxes and brokerage fees.

8. Determination of a discount rate (yield rate or internal rate of return) which would attract a prudent investor to invest in a similar situation with comparable degrees of risk, non-liquidity, and management burden.

9. Conversion of the pre-tax cash flows into a present value by discounting at the proper yield rate.

The results of this analysis provide an estimate of the value of the property, free and clear of financing. The resultant pre-tax cash flows are contained in the accompanying cash flow pro forma.

ASSUMPTIONS UTILIZED IN DISCOUNTED CASH FLOW PROJECTIONS

The following assumptions and definitions are employed in our analysis of the subject property.

PROJECTION PERIOD: The subject property's estimated value by a discounted cash flow analysis is based on a cash flow projection over a specified number of years. Since a typical investor is concerned not only with the return on capital but also with the return of capital, our analysis takes into account the re-sale of the property at the termination of the investment holding period.

The cash flow commences on the appraisal date, subsequently proceeding through the lease-up of any vacant space, the expiration and re-lease of currently occupied space at the then market levels, and finally extends to a period stabilized occupancy.

The projected fiscal year cash flow of the subject property represents a 10 year holding period,

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 121


                   INCOME CAPITALIZATION ANALYSIS (Continued)
                                OFFICE COMPONENT

beginning July 25, 1997, with the 11th fiscal year (F.Y.E. 8/30/08) net operating income used in developing the subject property's future reversionary value.

RENTABLE AREA: The individual rentable areas reported in the subject property are accepted and processed accordingly. The total rentable area of the subject property's office component equals 1,595,462 square feet of which 1,568,434 square feet encompasses the office and 27,028 square feet encompasses the retail space.

PRO-RATA SHARES: The pro-rata shares indicated in the leases are processed accordingly. The equivalent denominator equates to 1,595,462 square feet (rounded) for real estate taxes and operating expense contributions.

EXPENSE RECOVERIES: The escalations, which vary from pro-rata shares to pro-rata share increases over base year expense stops, are processed according to the existing leases.

CONTRACT RENT: As previously discussed in the Summary of Existing Leases, the subject property's existing leases represent contractual obligations which are consistent with current market parameters. The existing contract rents are processed in accordance with existing lease terms.

RENEWAL OPTIONS: As mentioned in the Summary of Existing Leases, renewal options are reported in some leases for renewal at a Fair Market Rental Value or a percentage thereof.

LEASE-UP OF VACANT SPACE: It is our opinion that the 30,596 square feet of available office space within the subject property can be leased over the next 12 months.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 122


                   INCOME CAPITALIZATION ANALYSIS (Continued)
                                OFFICE COMPONENT

MARKET RENTAL RATES: The following is a summary of the market rental rates assumed in our analysis. The following rents are expressed in present value dollars.

Office Component
      Smaller Tenants (Less than 100,000 square feet):    $36.00 per square foot
      Larger Tenants (Greater than 100,000 square feet):  $34.00 per square foot

Retail Component
      Weighted Average Retail Market Rent:                $34.00 per square foot

FUTURE LEASE TERMS AND RENT STEP-UPS: The following future lease terms and rent step-ups are assumed within this analysis.

Office Component:                   15 years with $2.50 per square foot step-ups
                                    every 5 years.

Retail Component                    10 years with 3.0% per year step-ups

APPRECIATION FACTORS: The following appreciation factors are projected based on the maturing of the West Side office sub-market, the upwardly trending Times Square retail trade area and improving overall economic conditions.

Market Rents:                       0.0% for the remaining months of calendar
                                    year 1997, and 4.0% per calendar year
                                    thereafter.

Other Income:                       3.5% per year

Operating Expenses:                 3.5% per year

Real Estate Taxes:                  Variable based on taxes projected in the
                                    Real Estate Tax analysis section of the
                                    appraisal.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 123


                   INCOME CAPITALIZATION ANALYSIS (Continued)
                                OFFICE COMPONENT

REAL ESTATE TAX CONTRIBUTIONS: The subject property's existing leases, contain provisions which calls for additional charges based on each tenant's pro-rata share of real estate taxes (the more recent lease are calculated by increases in real estate taxes over a base year). Escalation income is computed in accordance with existing lease terms. All future office and retail leases are projected to include a pro-rata share of increases in real estate taxes over the base year of the leases.

OPERATING EXPENSE CONTRIBUTION: Ogilvy & Mather and Cravath Swaine & Moore are net leases which cover their full pro-rata shares of operating expenses of the building. The remainder of the tenants contribute pro-rata increases over a base year of operating expenses. Escalation income is computed in accordance with existing lease terms. Further, operating expense contributions are processed on a pro-rata share increase over base year of occupancy on all future office leases. This technique is an accepted method within the New York City office market and is used as an alternative to the Porter's Wage Contribution.

TENANT ELECTRIC CONTRIBUTION: Electricity is distributed throughout office buildings in either of 3 ways: (1) by a direct meter between Con Edison and the tenant for electric consumption; (2) by a sub-meter between the landlord and the tenant for electric consumption with a percentage add-on for administration; (3) and last, by rent inclusion. All existing office and retail space which is currently direct metered is assumed to remain direct metered on all future leases. All non-direct metered space is assumed to be sub-metered on all future leases.

MISCELLANEOUS AND CONDENSER REIMBURSEMENT INCOME: The miscellaneous income includes the reimbursements related to plaza maintenance, additional landlord services and other sources. The income attributable to the plaza reimbursements and additional landlord services has historically averaged $450,000 per year. Other miscellaneous

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825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 124


                   INCOME CAPITALIZATION ANALYSIS (Continued)
                                OFFICE COMPONENT

income sources have been estimated at $15,000. The subject property additionally offsets income from condenser reimbursements. According to management supplied information, the condenser water income was reported to be $629,149 in 1995 and $623,084 in 1996, of which approximately 80% is allocated out into other expense categories. We have estimated a combined miscellaneous and condenser reimbursements income, which has been rounded to $600,000 for the first year of the cash flow analysis growing by 3.5% per year to account for the previously mentioned sources of additional income.

TENANT WORKLETTER ALLOWANCE: Future new office leases are assumed to contain tenant workletters equivalent to $2.66 per square foot per lease year which equates to individual tenant workletters of $40.00 per square foot for new 15 year leases. Renewal office leases are processed with a tenant workletter equivalent to 50% of the cost of a new lease which equates to $20.00 per square foot. The cost of tenant workletters are assumed to increase by 3.5% per year.

All retail spaces are leased on an as is basis with 6 months free rent.

RENT CONCESSIONS: All new future office leases are assumed to contain 0.80 months of free rent per lease year (12.0 months total) are assumed for the remainder of the projection period as the supply and demand for commercial office space within the Midtown office market will be/at near equilibrium. Office renewals are not afforded any free rent.

All new future retail leases are assumed to contain 6 months of free rent, but none on renewal.

LEASE RENEWAL PROBABILITY: We have estimated a 50% renewal probability for all tenants whose leases expire during the term of our analysis. A 50% renewal probability is also assigned to the individual retail stores.

          Koeppel Tener Real Estate Services, Inc., Valuation Division
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825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 125


                   INCOME CAPITALIZATION ANALYSIS (Continued)
                                OFFICE COMPONENT

MONTHS VACANCY BETWEEN LEASES: This lost income is identified in the cash flow as Lag Vacancy. A 6 months vacancy between leases is assigned to all space within the office components.

VACANCY AND CREDIT LOSS: Considerate of the credit tenants occupying the office space a 3.0% credit loss is assumed throughout the cash flow projection. A 15% vacancy and credit is processed for the retail space in consideration of its historical vacancies and collections. These estimates are consistent with investor surveys and considerate of the historical performance for the subject property.

LEASING COMMISSIONS: The standard Manhattan leasing commissions for office and retail space are as follows: 5.0% for year 1, 4.0% for year 2, 3.5% for years 3 to 5, 2.5% for years 6 to 10 and 2.0% for years 11 to 20. The standard leasing commission equates to 32.0% for new 10-year leases, 42.0% for new 15-year leases and 52.0% for new 20-year leases. Further, renewal commissions are calculated at 50% of the new lease rate, and commissions are assumed paid in the first year of all new and renewal leases.

Conversations with local brokers and building managers reveals that brokers require an additional 50% of the standard leasing commission when an office tenant has retained its own broker. As such, an additional 25% commission (a/k/a over-ride) is included due to the negotiability of leasing. Our estimate also considers the fact that office tenants in today's market will typically retain the use of an independent broker.

The following leasing commissions are assumed to be paid on all future retail and office leases. Future leases for storage space is assumed to be exclusive of any leasing commissions.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 126


                   INCOME CAPITALIZATION ANALYSIS (Continued)
                                OFFICE COMPONENT

      Retail Lease (10 years):           32.0% (Standard 32.0% x 0.0% override).
      Office Lease (15 years):           52.5% (Standard 42.0% x 25% override).

OPERATING EXPENSES

Operating expenses are projected based upon an analysis of the reported operating history of the subject property and a comparison with other similar office buildings. The actual operating expenses of the subject property for the calendar years 1993 through 1996 and the budget for 1997 are summarized, discussed and analyzed with operating expenses of similar properties. The data is then correlated into a stabilized expense. The compilation of the historical expenses for the subject property and the comparables are summarized at the end of this section.

The level of operating expenses are in generally direct relationship to the occupancy rate of an income-producing property. It is our opinion that the actual costs of the other expenses of the subject property will not decline unless a significantly higher percentage of the building is to be vacated. The historical operating expenses of the subject property's office component is analyzed on the basis of its reported rentable area of 1,595,462.

The projected operating expenses for the 1997 calendar year are subsequently converted to a fiscal year basis by the Argus software program. Stabilized operating expenses are estimated as follows based upon our review of the subject property's actual operating history with that of similar Manhattan office buildings. The estimated expenses reflect stabilized occupancy.

INSURANCE: This category covers the cost of annual premiums for fire and liability insurance for the real estate. The historical expense of the subject property has been relatively stable and has ranged from a low of $0.20 per square foot to a high of $0.24 per square foot. According to the management, the ownership has obtained a blanket policy which provides

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825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 127


                   INCOME CAPITALIZATION ANALYSIS (Continued)
                                OFFICE COMPONENT

insurance coverage at a discounted rate for multiple buildings under single ownership. As such the actual premium of $230,000 per year or $0.14 per square foot will be adopted for the cash flow projection.

UTILITIES: This category addresses the combined costs of water and sewer, fuel for heating, and common area electricity. The historical expense of the subject property is given most weight in estimating individual calendar year stabilized expenses as the costs of comparable expenses may vary depending on consumption according to occupancy and whether the tenants are direct metered for electricity.

The unit cost of the subject property's common area utility expenses has fluctuated over the years. ranging from $0.60 per square foot to $0.92 per square foot. The subject property's 1997 budgeted expense of $1.01 per square foot, which is also consistent with the year to date annualized expenses of $0.92 per square foot, is given most weight in estimating a stabilized expense of $1.00 per square foot which equates to $1,595,000 per year (rounded).

SECURITY: This represents the costs of security, plaza security and routine patrolling. The historical expense of the subject property has been stable in the past three years with expenses ranging from $0.52 per square foot in 1994 to $0.53 per square foot in 1996. The subject property's budgeted cost for 1997, is considered to be consistent with the historical expenses. Thus we have given most weight to the 1997 budget expense of $0.56 per square foot which equates to a rounded $890,000 per year.

CONTRACT CLEANING: The office component and the common area are cleaned by various cleaning contracts. The historical cost of the subject property, which has been relatively stable since 1995, is reported at $1.18 per square foot for 1995 and $1.17 per square foot for 1996. The comparable data ranges from $1.77 to $2.63 per square foot. It is difficult to

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825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 128


                   INCOME CAPITALIZATION ANALYSIS (Continued)
                                OFFICE COMPONENT

reconcile this account with the comparable expenses since the scope of services often fluctuate between the various labor categories. The subject property's 1997 budgeted expense equates to $1.11 per square foot. However, as the subject property's historical expenses are considered to be most representative of its stabilized operation, we have given the 1995 and 1996 historical expenses the most weight in estimating a stabilized expense rounded to $1,900,000, which equates to $1.19 per square foot of total rentable area for the office component.

REPAIRS AND MAINTENANCE: This represents the costs of repairing and maintaining the building's common areas, elevator maintenance contract, fire alarm and security system, and the normal on-going items of repair including roof, periodic painting of the public areas, plumbing and electrical repairs. The subject property's repair and maintenance expense category also includes payroll and related taxes and benefits. As a detailed historical breakout of the payroll expenses was not available, we have processed the repairs and maintenance expense as categorized.

The historical expense of the subject property has been relatively stable since 1994 ranging from $2.79 per square foot to $2.89 per square foot. The comparables exhibit expenses ranging from $0.74 o $1.58 per square foot. The subject property's unit cost is above the range exhibited by the comparables, which range from $0.74 to $1.58 per square foot, however, this is expected given the subject property's grouping of expense items. According to the management supplied June 1997 year to date expenses, approximately 30% of the expenses are attributable to payroll and related expenses. We have given most weight to the 1995 and 1996 historical expenses in estimating a stabilized repair and maintenance expense rounded to $4,600,000 per year or $2,88 per square foot.

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825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 129


                   INCOME CAPITALIZATION ANALYSIS (Continued)
                                OFFICE COMPONENT

ADMINISTRATIVE: This category includes the cost of legal, accounting and consulting services for the building. In addition, this account represents those general expenses, outside the primary categories, used in managing the asset (telephone, advertising etc.). This account typically fluctuates from year to year since accountants and lawyers base their fees on the time they are required to spend working with the building.

The historical expense of the subject property reflects a range from $0.07 per square foot to $0.21 per square. The historical expense of the subject property is consistent with lower end of the comparable data which reflects a wide range from $0.08 to $0.99 per square foot. A market oriented expense of $0.10 per square foot is processed and is considered to be consistent with the historical expense range exhibited by the subject property, equating to an administrative expense rounded to $160,000 for the 1997 projection year.

MANAGEMENT: Management fees of Manhattan office buildings are typically negotiated at either a flat fee or a percentage of effective gross income. The historical management expense of the subject property ranges from $0.22 per square foot for 1993 to $0.33 per square foot for 1996. Typically, a management company will enter into a flat fee contract which also provides exclusive leasing rights to the building. The subject property is managed and leased by a related entity (Zeckendorf Group) at 1.0% of gross building revenues.

Conversations with local brokers and owners reveals that the current cost of a fixed management agreement ranges from $0.20 to $0.30 per square foot, assuming that the management company retains the exclusive rights to the leasing activity. A 1.0% fixed percentage of the effective gross income (which equates to $0.38 per square foot in year 1 of the cash flow) and an exclusive leasing arrangement is assumed.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 130


                   INCOME CAPITALIZATION ANALYSIS (Continued)
                                OFFICE COMPONENT

REAL ESTATE AND BID TAXES: The subject property's real estate and BID taxes are estimated as discussed in the prior Real Estate Assessments and Taxes section of this report. Calendar year taxes have been converted to an equivalent fiscal year basis which are processed within the discounted cash flow analysis.

RESERVE FOR REPLACEMENTS: This allocation is comprised of a reserve for the future replacement of the building's components, i.e. roof, H.V.A.C. system. This non-cash charge is considered a supplement to the Repairs and Maintenance budget and is non-recoverable. For the calendar year 1997, a budget of $0.20 per square foot is estimated, which equates to a rounded expense of $320,000 per year.

TOTAL OPERATING EXPENSES AND REAL ESTATE TAXES: Total operating expenses (excluding management and real estate taxes) for the 1997 calendar year have been projected at $9,375,000 ($5.87 per square foot).

FINANCING: None; the subject property is being valued free and clear of financing.

The preceding expenses are summarized on the following pages.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 131


                   INCOME CAPITALIZATION ANALYSIS (Continued)
                                OFFICE COMPONENT

                                825 EIGHTH AVENUE
               HISTORICAL, BUDGETED AND Y.T.D. OPERATING EXPENSES
                               (PER SQ. FT. BASIS)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                   Budget        YTD 6/30/97
Year Ending               1993              1994               1995               1996               1997         Annualized
-----------------------------------------------------------------------------------------------------------------------------------
                                  PSF               PSF               PSF                 PSF                PSF                PSF
                                  ---               ---               ---                 ---                ---                ---
Insurance             $317,677  $0.20   $379,435  $0.24    $323,347  $0.20    $331,500  $0.21    $350,000  $0.22    $372,000  $0.23
Utilities            1,294,523   0.81  1,472,744   0.92     961,331   0.60   1,004,696   0.63   1,609,500   1.01   1,460,062   0.92
Security               922,969   0.58    827,104   0.52     844,934   0.53     846,396   0.53     888,796   0.56     919,440   0.58
Contract Cleaning    2,095,006   1.31  1,729,636   1.08   1,875,878   1.18   1,862,142   1.17   1,774,042   1.11   1,773,548   1.11
Repairs and Maint.   3,214,690   2.01  4,445,117   2.79   4,615,440   2.89   4,566,873   2.86   4,659,360   2.92   4,754,566   2.98
Administration         106,575   0.07    166,661   0.10      91,933   0.06     336,135   0.21     191,512   0.12      67,974   0.04
                       -------   ----    -------   ----      ------   ----     -------   ----     -------   ----      ------   ----
Total               $7,951,440  $4.98 $9,020,697  $5.65  $8,712,863  $5.46  $8,947,742  $5.61  $9,473,210  $5.94  $9,347,590  $5.86

Management Fees       $350,000  $0.22   $450,000  $0.28    $500,000  $0.31    $530,000  $0.33    $605,346  $0.38    $750,000  $0.47
-----------------------------------------------------------------------------------------------------------------------------------

Source: Management provided financials; compiled by KTR.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 132


                   INCOME CAPITALIZATION ANALYSIS (Continued)
                                OFFICE COMPONENT

                                825 EIGHTH AVENUE
                       OFFICE BUILDING EXPENSE COMPARABLES
                             (PER SQUARE FOOT BASIS)


----------------------------------------------------------------------------------------
Comparable No.:                         1                2              3            4
Name:                     Equitable Tower  Paramount Plaza  1675 Broadway  380 Madison
Address:                 787 Seventh Ave.    1633 Broadway

Stories:                               54               48             35           25
Constructed:                         1985             1968           1989    1952/1990
Rentable Area (Sq. Ft.)         1,523,000        1,970,000        760,036      798,668
Period                               1995             1996           1994  Budget 1996
(A) Trended Forward To:              1997             1997           1997         1997
----------------------------------------------------------------------------------------

Insurance                           $0.23            $0.36          $0.24        $0.24
Utilities                            4.03             3.38           1.11         0.59
Labor                                1.06             1.35           1.53         1.25
Contract Cleaning                    1.89             1.99           1.94         1.77
Repairs and Maintenance              1.03             0.74           1.06         1.05
Administration                       0.60             0.20           0.47         0.15
                                     ----             ----           ----         ----

Total                               $8.84            $8.02          $6.35        $5.05
----------------------------------------------------------------------------------------


-------------------------------------------------------------------------
Comparable No.:                       6                7                7
Name:                   1155 Sixth Ave.  1325 Sixth Ave.  The Grace Bldg.
Address:                                                  1114 Sixth Ave.

Stories:                             40               34              50
Constructed:                       1984             1988            1970
Rentable Area (Sq. Ft.)         639,867          719,000       1,425,000
Period                      Actual 1995             1995     Budget 1996
(A) Trended Forward To:            1997             1997            1997
-------------------------------------------------------------------------

Insurance                         $0.24            $0.28           $0.20
Utilities                          2.93             1.54            3.18
Labor                              1.49             1.16            0.85
Contract Cleaning                  2.23             2.63            2.31
Repairs and Maintenance            1.58             1.27            1.58
Administration                     0.08             0.38            0.99
                                   ----             ----            ----

Total                             $8.55            $7.26           $9.11
-------------------------------------------------------------------------

(A) Trended forward by 4.0% per year.
Source: Compiled by KTR

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 133


                   INCOME CAPITALIZATION ANALYSIS (Continued)
                                OFFICE COMPONENT

                                825 EIGHTH AVENUE
                           PROFORMA OPERATING EXPENSES

--------------------------------------------------------------------------------
                                               Projected
Expenses                                   Calendar 1997          $ per Sq.Ft.
--------------------------------------------------------------------------------

Insurance                                       $230,000                 $0.14

Utilities                                      1,595,000                  1.00

Security                                         890,000                  0.56

Contract Cleaning                              1,900,000                  1.19

Repairs and Maintenance                        4,600,000                  2.88

Administration                                   160,000                  0.10
                                                 -------                  ----

Sub-Total                                     $9,375,000                 $5.87

Management                                1.0% of E.G.I.

Reserves                                        $320,000                 $0.25
--------------------------------------------------------------------------------

Source: Calculations by KTR

INVESTMENT CRITERIA

The following data is a compilation of a number of investor surveys, and is based upon interviews conducted among many of the nation's leading life insurance companies, commercial banks, investment banking firms, thrift institutions, and syndicators. These surveys provide guidelines currently being utilized in the market.

The table on the following page summarized the highlights of these reports for the category of office buildings.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 134


                   INCOME CAPITALIZATION ANALYSIS (Continued)
                                OFFICE COMPONENT

                           KORPACZ FIRST QUARTER 1997
                             MANHATTAN OFFICE MARKET
                       SUMMARY OF CURRENT INVESTMENT RATES

        ------------------------------------------------------
           10.0%   to   14.0%  Internal Rate of Return

            7.5%   to   12.0%  Overall Capitalization Rate

            7.0%   to   11.5%  Terminal Capitalization Rate

            0.0%   to   10.0%  Annual Revenue Growth Rate

            3.0%   to    5.0%  Annual Expense Growth Rate
        ------------------------------------------------------

SELECTION OF A DISCOUNT RATE

Value is calculated by discounting the projected net operating income plus the net proceeds from the reversionary sale of the property at an appropriate discount rate. The discount rate is defined by the Appraisal Institute, The Appraisal of Real Estate Appraisal, Tenth Edition, Chicago, Illinois, 1992 as "a yield rate used to convert future payments or receipts into present value". The yield rate is further defined by as "a rate or return on capital; it is usually expressed as a compound annual percentage rate". The use of this rate results in a net present value of a particular property when it is applied to a given income stream and reversion.

This rate is determined by investors based upon the relative risk of a particular investment in relation to other investment vehicles. Recent published surveys of major investors' criteria have indicated desired IRRs generally range from 10% to 14% for investment grade office buildings.

The consensus of those actively engaged in the marketplace for major office buildings is that

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 135


                   INCOME CAPITALIZATION ANALYSIS (Continued)
                                OFFICE COMPONENT

internal rates of return (based upon forecasting techniques and assumptions similar to those utilized herein) fall within a broad range, depending upon numerous risk factors including, among others:

(a)   LOCATION: the better the location the lower the IRR;

(b) PHYSICAL CHARACTERISTICS OF THE PROPERTY: the newer the property, the higher the quality of materials and finishes, and the better the design and layout of the physical plant, the lower the IRR;

(c) DEGREE OF FORECASTED CASH FLOW GROWTH: the greater the growth forecasted, the higher the IRR;

(d) AMOUNT OF EQUITY INVESTMENT REQUIRED: the greater the required equity investment (that portion of the total acquisition cost not typically funded by conventional financing), the higher the IRR; and

(e) LENGTH OF PROJECTION PERIOD: the longer the projection period, the higher the IRR.

The previously mentioned compilation of surveys of major investors indicates internal rates are generally ranging from 10.0% to 14.0% for commercial office properties. A review of current sales activity reveals a range in internal rates from 11.0% to 12.5% of the sales identified in the Sales Comparison Approach.

DISCOUNT RATE CORRELATION: A discount rate of 11.0% is selected based on our research of the local markets and considering the quality, quantity and durability of the existing cash flow of the subject property. Our rate selection is considered to be consistent with recent sales activity and current investment criteria.

TERMINAL CAPITALIZATION RATE: Terminal, a/k/a residual capitalization rates typically range from 7.5% to 11.5% depending on the type of real estate, its condition,

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 136


                   INCOME CAPITALIZATION ANALYSIS (Continued)
                                OFFICE COMPONENT

geographic location, income growth potential, and overall level of interest rates.

The terminal capitalization rates indicated in the preceding institutional rates (7.0% to 11.5%) and the market sales (9.0% to 10.5%) are given most weight in estimating a terminal capitalization rate since the institutional rates reflect current investor criteria and the sales reflect market derived investment criteria.

A terminal rate of 10.0% appears to be a reasonable estimate based on the recent sales activity within the Midtown office market and the competitive position of the subject property with consideration given to the leases expiring subsequent to our holding period. Consequently, a terminal capitalization rate of 10.0% is applied to the net operating income for the final year of our projection (F.Y.E.
2008) which represents the 11th year for our "as is" value. A buyer at that time might reasonably expect inflation driven increases in net operating income, as well as appreciation in property value over the holding period.

SELLING AND TRANSFER COSTS: Selling commission of 2.0% of the sale price and a. New York State and New York City transfer taxes totaling 3.025% of the gross future re-sale price are deducted.

DISCOUNTED CASH FLOW ANALYSIS

The preceding analysis has been developed from computer software known as "Argus" written by Argus Financial Software, Houston , Texas. The accuracy and reliability of this software has been tested and accepted by various segments of the real estate industry.

An Income Capitalization Approach to value utilizing the discounted cash flow technique is now processed based upon the investment considerations and methodology discussed and our projections for income and expenses.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 137


                   INCOME CAPITALIZATION ANALYSIS (Continued)
                                OFFICE COMPONENT

CASH FLOW - AS IS: The indicated Market Value of the Leased Fee Interest in the subject property as of August 1, 1997 by application of the discounted cash flow analysis technique is $387,434,449 which rounds to $387,000,000.

The $387,000,000 value is comprised of 2 components: the present value of the sum of its future cash flows and present value of the future reversion. The $233,466,129 present value of the future cash flows equates to approximately 60% of the total value, the present value of the $153,968,320 net future reversion represents the remaining 40% of the estimated value. The preceding relationship clearly indicates that the market value is given most weight by the by the current market value of the subject property's projected income.

INCOME CAPITALIZATION APPROACH CONCLUSION

Based upon the investment considerations and methodology already discussed and our income and expense projections, we have processed an income capitalization approach to value utilizing the discounted cash flow technique. We have appraised the property to yield a 11.0% internal rate of return and a 10.0% reversionary capitalization rate.

The indicated Market Value of the Leased Fee Interest of 825 Eighth Avenue's Office Component, as derived by the discounted cash flow technique, as of July 25, 1997, is rounded to:

                    THREE HUNDREDEIGHTY SEVEN MILLION DOLLARS
                                  $387,000,000

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 138


                   INCOME CAPITALIZATION APPROACH (Continued)

                     825 EIGHTH AVENUE ( OFFICE COMPONENT )
                          SUMMARY OF FUTURE CASH FLOWS

           In Inflated Dollars for the Fiscal Year beginning 8/1/1997

                        (Scaled to the Nearest Thousand)

For the Years Ending               Jul-1998     Jul-1999     Jul-2000     Jul-2001     Jul-2002     Jul-2003     Jul-2004
                                   --------     --------     --------     --------     --------     --------     --------
POTENTIAL GROSS REVENUE
 Base Rental Revenue               $48,322      $50,344      $51,768      $53,124      $54,535      $55,767      $57,523
 Absorption & Turnover Vacancy                      (36)         (93)                                   (58)      (1,562)
 Base Rent Abatements                 (229)      (1,016)         (43)         (16)                                (1,367)
                                   -------      -------      -------      -------      -------      -------      -------
 Scheduled Base Rental Revenue      48,093       49,293       51,632       53,109       54,535       55,709       54,595

 Expense Reimbursement Revenue
  Real Estate Taxes                  7,439        7,807        8,185        8,575        8,978        9,391        9,721
  Management                           361          381          408          422          435          447          444
  Insurance                            138          143          149          155          162          169          175
  Utilities                            955        1,009        1,066        1,124        1,184        1,246        1,296
  Contract Cleaning                  1,138        1,202        1,269        1,339        1,411        1,485        1,544
  Security                             401          432          463          495          529          564          592
  Repairs & Maint.                   2,646        2,768        2,930        3,098        3,272        3,452        3,599
  Administration                        96          101          107          113          119          125          130
  BID Taxes                            218          225          232          240          248          255          261
  ICIP                                            1,449        2,899        2,899        2,899        2,899        2,899
                                   -------      -------      -------      -------      -------      -------      -------
 Total Reimbursement Revenue        13,391       15,518       17,708       18,460       19,236       20,032       20,662

 Misc. and Condenser Reimb.            600          621          643          665          689          713          738
                                   -------      -------      -------      -------      -------      -------      -------
TOTAL P0TENTIAL GROSS REVENUE       62,084       65,432       69,983       72,234       74,459       76,454       75,994
 Collection Loss                    (1,845)      (1,944)      (2,080)      (2,147)      (2,213)      (2,272)      (2,258)
                                   -------      -------      -------      -------      -------      -------      -------
EFFECTIVE GROSS REVENUE             60,239       63,488       67,903       70,087       72,246       74,181       73,736
                                   -------      -------      -------      -------      -------      -------      -------
OPERATING EXPENSES
 Real Estate Taxes                  12,424       12,797       13,180       13,576       13,983       14,403       14,835
 Management                            602          635          679          701          722          742          737
 Insurance                             230          239          249          259          269          280          291
 Utilities                           1,594        1,651        1,709        1,768        1,830        1,894        1,959
 Contract Cleaning                   1,899        1,966        2,035        2,107        2,180        2,257        2,334
 Security                              890          921          953          987        1,021        1,057        1,094
 Repairs & Maint.                    4,597        4,761        4,927        5,100        5,279        5,463        5,651
 Administration                        160          166          171          177          184          190          197
 BID Taxes                             364          371          379          386          394          402          410
 ICIP                                             2,421        4,841        4,841        4,841        4,841        4,841
                                   -------      -------      -------      -------      -------      -------      -------
TOTAL OPERATING EXPENSES            22,760       25,927       29,124       29,902       30,704       31,529       32,349
                                   -------      -------      -------      -------      -------      -------      -------
NET OPERATING INCOME                37,479       37,560       38,779       40,185       41,542       42,653       41,387
                                   -------      -------      -------      -------      -------      -------      -------
LEASING & CAPITAL COSTS
 Tenant improvements                 1,224                                                                         1,740
 Leasing Commissions                   679           17           44                                                  68
 Reserves                              320          331          343          355          367          380          393
                                   -------      -------      -------      -------      -------      -------      -------
TOTAL LEASING & CAPITAL COSTS        2,223          348          386          355          367          380        2,201
                                   -------      -------      -------      -------      -------      -------      -------
CASH FLOW BEFORE DEBT SERVICE      $35,256      $37,213      $38,392      $39,830      $41,175      $42,273      $39,186
 & INCOME TAX                      =======      =======      =======      =======      =======      =======      =======


For the Years Ending               Jul-2005    Jul-2006     Jul-2007    Jul-2008
                                   --------    --------     --------    --------
POTENTIAL GROSS REVENUE
 Base Rental Revenue               $58,576     $59,831      $61,376     $63,311
 Absorption & Turnover Vacancy        (638)     (1,080)      (1,532)     (1,382)
 Base Rent Abatements                 (250)     (1,743)         (64)     (2,120)
                                   -------     -------      -------     -------
 Scheduled Base Rental Revenue      57,689      57,008       59,780      59,809

 Expense Reimbursement Revenue
  Real Estate Taxes                 10,149      10,566       11,023      11,402
  Management                           469         469          492         496
  Insurance                            183         190          198         206
  Utilities                          1,361       1,425        1,495       1,556
  Contract Cleaning                  1,622       1,697        1,781       1,854
  Security                             628         663          703         737
  Repairs & Maint.                   3,787       3,971        4,173       4,350
  Administration                       137         143          150         156
  BID Taxes                            269         277          285         292
  ICIP                               2,899       2,899        2,899       2,899
                                   -------     -------      -------     -------
 Total Reimbursement Revenue        21,504      22,300       23,199      23,946

 Misc. and Condenser Reimb.            763         790          818         846
                                   -------     -------      -------     -------
TOTAL P0TENTIAL GROSS REVENUE       79,956      80,098       83,797      84,601
 Collection Loss                    (2,376)     (2,379)      (2,489)     (2,513)
                                   -------     -------      -------     -------
EFFECTIVE GROSS REVENUE             77,581      77,719       81,308      82,088
                                   -------     -------      -------     -------
OPERATING EXPENSES
 Real Estate Taxes                  15,280      15,738       16,210      16,697
 Management                            776         777          813         821
 Insurance                             303         315          327         340
 Utilities                           2,029       2,099        2,173       2,249
 Contract Cleaning                   2,417       2,501        2,588       2,679
 Security                            1,132       1,172        1,213       1,255
 Repairs & Maint.                    5,851       6,055        6,266       6,486
 Administration                        204         211          218         226
 BID Taxes                             418         426          435         444
 ICIP                                4,841       4,841        4,841       4,841
                                   -------     -------      -------     -------
TOTAL OPERATING EXPENSES            33,250      34,136       35,085      36,037
                                   -------     -------      -------     -------
NET OPERATING INCOME                44,331      43,583       46,223      46,051
                                   -------     -------      -------     -------
LEASING & CAPITAL COSTS
 Tenant improvements                             1,863          136       2,716
 Leasing Commissions                                69            5         193
 Reserves                              407         421          436         451
                                   -------     -------      -------     -------
TOTAL LEASING & CAPITAL COSTS          407       2,353          577       3,360
                                   -------     -------      -------     -------
CASH FLOW BEFORE DEBT SERVICE      $43,923     $41,229      $45,646     $42,691
 & INCOME TAX                      =======     =======      =======     =======

Totals may not add because of scaling to thousands.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 139


                   INCOME CAPITALIZATION ANALYSIS (Continued)
                                OFFICE COMPONENT

                                825 EIGHTH AVENUE
                          DISCOUNTED CASH FLOW SUMMARY
                               AS IS MARKET VALUE

--------------------------------------------
                       11.00%        Present
                      Discount      Worth of     ------------------------------
Year     Cash Flow     Factor      Cash Flow     Year      Cash Flow     Yield
--------------------------------------------     ------------------------------
  1    $35,256,000      0.901    $31,765,656       1     $35,256,000      9.10%
  2    $37,213,000      0.812    $30,216,956       2      37,213,000      9.60%
  3    $38,392,000      0.731    $28,064,552       3      38,392,000      9.91%
  4    $39,830,000      0.659    $26,247,970       4      39,830,000     10.28%
  5    $41,175,000      0.593    $24,416,775       5      41,175,000     10.63%
  6    $42,273,000      0.535    $22,616,055       6      42,273,000     10.91%
  7    $39,186,000      0.482    $18,887,652       7      39,186,000     10.11%
  8    $43,923,000      0.434    $19,062,582       8      43,923,000     11.34%
  9    $41,229,000      0.391    $16,120,539       9      41,229,000     10.64%
 10    $45,646,000      0.352    $16,067,392      10      45,646,000     11.78%
                                 -----------     ------------------------------
Present Worth of Cash Flow      $233,466,129
--------------------------------------------


Reversion
-----------------------------------------------------
11th Year N.O.I.:                        $46,051,000
Capital 10.0%                            460,510,000
Less 2.0% Selling Expense:                (9,200,000)
Less 3.025% Transfer Tax:                (13,900,000)
                                         -----------

Reversionary Value:                     $437,410,000
10th Year Discount Factor:                  0.352000
Present Worth of Reversion:     39.7%   $153,968,320
Present Worth of Cash Flows:    60.3%   $233,466,129
                                        ------------
Value Indication                        $387,434,449
-----------------------------------------------------
Source: Projection by KTR

------------------------------------
             Net
         Operating    Capitalization
Year       Income            Rate
------------------------------------
  1     $37,479,000            9.67%
  2     $37,560,000            9.69%
  3     $38,779,000           10.01%
  4     $40,185,000           10.37%
  5     $41,542,000           10.72%
  6     $42,653,000           11.01%
  7     $41,387,000           10.68%
  8     $44,331,000           11.44%
  9     $43,583,000           11.25%
 10     $46,223,000           11.93%
 11     $46,051,000           11.89%
------------------------------------

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 140


                         THE AMENITY COMPONENT VALUATION

THE AMENITY COMPONENT VALUATION

In our analysis of the subject property's amenity component comprised of the theater component and 3 individual condominiums; garage, retail, and health club, the Income Capitalization Approach is considered the most relevant method in deriving its current Market Value. The Sales Comparison Approach has been omitted, due to the lack of relevant theater and retail condominium sales, as well as the Cost Approach due to the subjective nature of estimates of economic and physical depreciation present in the subject property.

ASSUMPTIONS UTILIZED IN DISCOUNTED CASH FLOW PROJECTIONS

The following assumptions and definitions are employed in our analysis of the subject property.

PROJECTION PERIOD: The subject property's estimated value by a discounted cash flow analysis is based on a cash flow projection over a specified number of years. Since a typical investor is concerned not only with the return on capital but also with the return of capital, our analysis takes into account the re-sale of the property at the termination of the investment holding period.

The cash flow commences from the appraisal date, subsequently proceeding through the lease-up of any vacant space, the expiration and re-lease of currently occupied space at the then market levels, and finally extends to a period stabilized occupancy.

The projected fiscal year cash flow of the subject property represents a 10 year holding period, beginning July 25, 1997, with the 11th fiscal year (F.Y.E. 8/30/08) net operating income used in developing the subject property's future reversionary value.

RENTABLE AREA: The individual rentable areas reported in the subject property are accepted and processed accordingly. The total rentable area of the subject property's amenity component equates to 241,935.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 141


                   THE AMENITY COMPONENT VALUATION (Continued)

PRO-RATA SHARES: The respective pro-rata shares are processed accordingly. The equivalent denominator equates to 241,935 square feet (rounded) for real estate taxes and operating expense contributions.

EXPENSE RECOVERIES: The recoveries vary from pro-rata share to pro-rata share increases with base year stops. The retail tenants are not responsible for operating expense recoveries.

CONTRACT RENT: As the subject property's existing leases represent contractual obligations which are consistent with current market parameters. The existing contract rents are processed in accordance with existing lease terms.

RENEWAL OPTIONS: As renewal options are reported in some leases for renewal at a Fair Market Rental Value or a percentage thereof.

LEASE-UP OF VACANT SPACE: The following lease-up scenario is projected for the subject property based upon our analysis of market conditions within the West Side office sub-market and the Times Square retail trade area within Midtown Manhattan. It is our opinion that the 6,336 square feet of available retail space within the subject property's amenity component is assumed to be leased over the next 6 months.

MARKET RENTAL RATES: The summary of the market rental rates as discussed in the Market Rent Analysis section of this appraisal has been processed in our cash flow projections.

REAL ESTATE TAX CONTRIBUTIONS: The subject property's existing leases, contain provisions which call for an additional charges based on each tenant's pro-rata share of real

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 142


                   THE AMENITY COMPONENT VALUATION (Continued)

estate taxes (the retail lease are calculated by increases in real estate taxes over a base year). Escalation income is computed in accordance with existing lease terms. All future retail leases are projected to include a pro-rata share of increases in real estate taxes over the base year of the leases.

OPERATING EXPENSE CONTRIBUTION: The theater, health club and garage are net leases. The recently contracted retail tenants contribute pro-rata increases over a base year of real estate taxes. Escalation income is computed in accordance with existing lease terms.

TENANT ELECTRIC CONTRIBUTION: All existing space for the amenity component and retail space are currently direct metered and are assumed to remain direct metered on all future leases.

PERCENTAGE RENT: The theater is required to pay a percentage rent equivalent to 10.0% of gross sales above $6,750,000. As the historical gross revenues for the theater were not available and in consideration of the theater's past difficulties in paying rent due to low box office sales, we will not project additional income attributable to percentage rent.

MISCELLANEOUS INCOME: Historical miscellaneous income has reportedly averaged $10,000 per year (rounded) for the last 3 years (1994-1996). Miscellaneous income includes the various additional landlord services. A base year miscellaneous income of $10,000 is processed accordingly.

TENANT WORKLETTER ALLOWANCE: All retail spaces are leased on an as is basis with no tenant improvement contributions.

RENT CONCESSIONS: All new future retail leases are assumed to contain 6 months of free

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 143


                   THE AMENITY COMPONENT VALUATION (Continued)

rent, but none on renewal.

LEASE RENEWAL PROBABILITY: We have estimated a 50% renewal probability for all tenants whose leases expire during the term of our analysis.

VACANCY AND CREDIT LOSS: Considerate of the credit tenants and the respective contract rents, a 3.0% credit loss is processed for the theater, health club and garage space throughout the cash flow projection. A 15% vacancy and credit is processed for the retail space in consideration of its historical vacancies and collections.

LEASING COMMISSIONS: As discussed previously, the following leasing commissions are assumed to be paid on all future retail leases.

      Retail Lease (10 years):           32.0% (Standard 32.0% x 0.0% override).

OPERATING EXPENSES

Operating expenses are projected based upon an analysis of the reported operating history of the subject property. The actual operating expenses of the subject property for the calendar years 1993 through 1996 and the budget for 1997 are summarized and the date is then correlated into a stabilized expense. Due to the lack of properties considered comparable as a method of comparing operating expenses, we have relied on the historical expenses in forming a base year proforma for the cash flow projections.

The projected operating expenses for the 1997 calendar year are subsequently converted to a fiscal year basis by the Argus software program. Stabilized operating expenses are estimated as follows based upon our review of the subject property's actual operating history.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 144


                   THE AMENITY COMPONENT VALUATION (Continued)

                                825 EIGHTH AVENUE
               HISTORICAL, BUDGETED AND Y.T.D. OPERATING EXPENSES
                               (PER SQ. FT. BASIS)

------------------------------------------------------------------------------------------------------------------------
                                                                                                          Budget
Year Ending                     1993               1994               1995               1996               1997
------------------------------------------------------------------------------------------------------------------------
                                         PSF                PSF                PSF                PSF                PSF
Insurance                    $66,696   $0.28    $46,694   $0.19     $9,003   $0.04    $11,365   $0.05    $10,000   $0.04
Utilities                     10,528    0.04         --      --         --      --         --      --         --      --
Common Area Maintenance      294,754    1.22    321,662    1.33    275,067    1.14    316,307    1.31    388,727    1.61
Plaza Maint. and Security    136,537    0.56    163,193    0.67    180,586    0.75    183,798    0.76    180,635    0.75
Administration (1)                --      --         --      --         --      --         --      --         --      --
Miscellaneous                 16,607    0.07     25,344    0.10     34,347    0.14     13,591    0.06     24,000    0.10
                              ------    ----     ------    ----     ------    ----     ------    ----     ------    ----
Total                       $525,122   $2.17   $556,893   $2.30   $499,003   $2.06   $525,061   $2.17   $603,362   $2.49

------------------------------------------------------------------------------------------------------------------------

(1) Management Fees and Administrative expenses for the amenities are included in the office operating statement.

Source: Management provided financials; compiled by KTR.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 145


                   THE AMENITY COMPONENT VALUATION (Continued)

INSURANCE: This category covers the cost of annual premiums for fire and liability insurance for the real estate. The historical expense of the subject property has been relatively stable the past two years equating to $0.04 per square foot in 1995 and $0.05 per square foot in 1996. The 1996 historical expense of $0.05 per square foot is processed in estimating a calendar year 1997 stabilized expense which equates to $12,000 per year.

UTILITIES: This category addresses the combined the common area utilities and the cooling tower. The unit cost of the subject property's common area utility expenses has fluctuated over the years. ranging from $1.14 per square foot to $1.33 per square foot. The subject property's 1997 budgeted expense of $1.61 per square foot is given most weight in estimating a stabilized expense of which equates to $390,000 per year (rounded).

PLAZA MAINTENACE AND SECURITY: This represents the costs of repairing and maintaining the plaza's common areas, building systems, security as well as the normal on-going items of repair. The theater is responsible for the net expense.

The historical expense of the subject property has been trending upwards stable since 1993 ranging from $0.56 per square foot in 1993 to $0.76 per square foot in 1996. The subject property's budgeted cost for 1997, is slightly lower than the 1996 historical expenses. Thus we have given most weight to the 1996 expenses rounded to $184,000 per year.

ADMINISTRATIVE: These expenses items are included in the office component expenses and are not included in the amenity component expenses.

MISCELLANEOUS: The historical expenses for this category have fluctuated from $0.06 to $0.14 per square foot, averaging $0.09 per square foot. The 1997 budgeted expense of $0.10 appears reasonable and has been processed equating to a rounded expense of $24,200 for the proforma year.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 146


                   THE AMENITY COMPONENT VALUATION (Continued)

MANAGEMENT: A 1.0% fixed percentage of the effective gross and an exclusive leasing arrangement is assumed.

REAL ESTATE AND BID TAXES: The subject property's real estate and BID taxes are estimated as discussed in the prior Real Estate Assessments and Taxes section of this report. Calendar year taxes have been converted to an equivalent fiscal year basis which are processed within the discounted cash flow analysis.

RESERVE FOR REPLACEMENTS: This allocation is comprised of a reserve for the future replacement of the building's components. This non-cash charge is considered a supplement to the Repairs and Maintenance budget and is non-recoverable. For the calendar year 1997, a budget of $0.15 per square foot is estimated, which equates to a rounded expense of $36,000 per year.

                                825 EIGHTH AVENUE
                                AMENITY COMPONENT
                           PROFORMA OPERATING EXPENSES

--------------------------------------------------------------------------------
                                                      Projected
Expenses                                          Calendar 1997     $ per Sq.Ft.
--------------------------------------------------------------------------------
Insurance                                               $12,000            $0.05

Utilities                                               390,000             1.61

Plaza Maintenance and Security                          184,000             0.76

Miscellaneous                                            24,200             0.10
                                                       --------            -----

Sub-Total                                              $610,200            $2.52

Management                                       1.0% of E.G.I.

Reserves                                                $36,000            $0.15
--------------------------------------------------------------------------------
      Source: Calculations by KTR

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 147


                   THE AMENITY COMPONENT VALUATION (Continued)

TOTAL OPERATING EXPENSES AND REAL ESTATE TAXES: Total operating expenses (not including management and real estate taxes) for the 1997 calendar year have been projected at $610,200 ($2.52 per square foot)

SELECTION OF AN INTERNAL RATE OF RETURN

The consensus of those actively engaged in the marketplace for major retail buildings is that internal rates of return (based upon forecasting techniques and assumptions similar to those utilized herein) fall within a broad range, depending upon numerous risk factors including, among others:

(a)   LOCATION: the better the location the lower the IRR;

(b) PHYSICAL CHARACTERISTICS OF THE PROPERTY: the newer the property, the higher the quality of materials and finishes, and the better the design and layout of the physical plant, the lower the IRR;

(c) DEGREE OF FORECASTED CASH FLOW GROWTH: the greater the growth forecasted, the higher the IRR;

(d) AMOUNT OF EQUITY INVESTMENT REQUIRED: the greater the required equity investment (that portion of the total acquisition cost not typically funded by conventional financing), the higher the IRR; and

(e) LENGTH OF PROJECTION PERIOD: the longer the projection period, the higher the IRR.

In our opinion, due to the subject property's (a) secondary location in a steadily growing residential neighborhood (b) the fact that the cash flow is at market; and (c) the fluctuation of the movie industry as detailed various industry articles, we believe an internal rate of return towards the higher end of the range is appropriate for the subject property. The lower IRRs are reflective of prime properties, typically situated within prime retail locations, whereas the higher end of the range reflects retail buildings which are considered secondary in terms of their location, tenancy and/or physical quality and condition.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 148


                   THE AMENITY COMPONENT VALUATION (Continued)

DISCOUNT RATE CORRELATION: A discount rate of 12.0% is selected based on our research of the local markets and considering the quality, quantity and durability of the existing cash flow of the subject property. Our rate selection is considered to be consistent with recent sales activity and current investment criteria.

TERMINAL CAPITALIZATION RATE: The terminal capitalization rates indicated in the preceding institutional rates (7.0% to 11.5%) and the market sales (9.0% to 10.5%) are given most weight in estimating a terminal capitalization rate since the institutional rates reflect current investor criteria and the sales reflect market derived investment criteria.

A terminal rate of 10.0% appears to be a reasonable estimate based on the recent development of residential buildings proximate to the subject property. Consequently, a terminal capitalization rate of 10.0% is applied to the net operating income for the final year of our projection (F.Y.E. 2008) which represents the 11th year for our "as is" value. A buyer at that time might reasonably expect inflation driven increases in net operating income, as well as appreciation in property value over the holding period.

SELLING AND TRANSFER COSTS: Selling commission of 2.0% of the sale price and a. New York State and New York City transfer taxes totaling 3.025% of the gross future re-sale price are deducted.

DISCOUNTED CASH FLOW ANALYSIS

The preceding analysis has been developed from computer software known as "Argus" written by Argus Financial Software, Houston, Texas. The accuracy and reliability of this software has been tested and accepted by various segments of the real estate industry.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 149


                   THE AMENITY COMPONENT VALUATION (Continued)

An Income Capitalization Approach to value utilizing the discounted cash flow technique is now processed based upon the investment considerations and methodology discussed and our projections for income and expenses.

INCOME CAPITALIZATION APPROACH CONCLUSION

Based upon the investment considerations and methodology already discussed and our income and expense projections, we have processed an income capitalization approach to value utilizing the discounted cash flow technique. We have appraised the property to yield a 12.0% internal rate of return and a 10.0% reversionary capitalization rate.

The indicated Market Value of the Leased Fee Interest of the subject property's amenity component, as derived by the discounted cash flow technique, as of July 25, 1997, is rounded to :

                           TWENTY NINE MILLION DOLLARS
                                   $29,000,000

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 150


                   THE AMENITY COMPONENT VALUATION (Continued)

                                825 EIGHTH AVENUE
                          SUMMARY OF FUTURE CASH FLOWS

For the Years Ending               Jul-1998       Jul-1999       Jul-2000       Jul-2001       Jul-2002       Jul-2003
                                  ----------     ----------     ----------     ----------     ----------     ----------
POTENTIAL GROSS REVENUE
 Base Rental Revenue              $2,859,950     $3,557,780     $3,605,315     $3,620,157     $3,689,914     $3,765,912
 Absorption & Turnover Vacancy                                      (8,734)
 Base Rent Abatements                (61,744)
                                  ----------     ----------     ----------     ----------     ----------     ----------
 Scheduled Base Rental Revenue     2,798,206      3,557,780      3,596,581      3,620,157      3,689,914      3,765,912

 Expense Reimbursement Revenue
  Insurance                            7,150          7,436          7,733          8,043          8,364          8,699
  CAM                                287,103        298,643        310,580        323,013        335,933        349,371
  Plaza Maint & Security             178,962        186,155        193,596        201,345        209,399        217,775
  Misc.                               23,502         24,446         25,423         26,441         27,498         28,597
  Garage Tax                         342,137        352,401        362,973        373,862        385,078        396,631
  Theater Tax                        377,634        388,963        400,632        412,651        425,031        437,781
  Retail Tax                                          4,207          8,543         13,302         18,205         23,256
  Health Club Tax                    238,627        245,786        253,159        260,754        268,577        276,634
  BID Taxes                           25,235         26,281         27,351         28,475         29,625         30,798
                                  ----------     ----------     ----------     ----------     ----------     ----------
 Total Reimbursement Revenue       1,480,350      1,534,318      1,589,990      1,647,886      1,707,710      1,769,542

 Misc. Income                         10,000         10,350         10,712         11,087         11,475         11,877
                                  ----------     ----------     ----------     ----------     ----------     ----------
TOTAL POTENTIAL GROSS REVENUE      4,288,556      5,102,448      5,197,283      5,279,130      5,409,099      5,547,331
 Collection Loss                    (128,357)      (152,763)      (155,597)      (158,041)      (161,929)      (166,064)
                                  ----------     ----------     ----------     ----------     ----------     ----------
EFFECTIVE GROSS REVENUE            4,160,199      4,949,685      5,041,686      5,121,089      5,247,170      5,381,267
                                  ----------     ----------     ----------     ----------     ----------     ----------
OPERATING EXPENSES
 Insurance                            12,000         12,480         12,979         13,498         14,038         14,600
 CAM                                 389,927        405,600        421,812        438,697        456,245        474,495
 Plaza Maint & Security              183,965        191,360        199,009        206,975        215,254        223,864
 Misc.                                24,195         25,168         26,174         27,222         28,311         29,443
 Garage Tax                          342,137        352,401        362,973        373,862        385,078        396,631
 Theater Tax                         388,193        399,839        411,834        424,189        436,915        450,022
 Retail Tax                          175,928        181,206        186,642        192,241        198,009        203,949
 Health Club Tax                     238,627        245,786        253,159        260,754        268,577        276,634
 BID Taxes                            34,000         34,680         35,374         36,081         36,803         37,539
 Management                           41,602         49,497         50,417         51,211         52,472         53,813
                                  ----------     ----------     ----------     ----------     ----------     ----------
TOTAL OPERATING EXPENSES           1,830,574      1,898,017      1,960,373      2,024,730      2,091,702      2,160,990
                                  ----------     ----------     ----------     ----------     ----------     ----------
NET OPERATING INCOME               2,329,625      3,051,668      3,081,313      3,096,359      3,155,468      3,220,277
                                  ----------     ----------     ----------     ----------     ----------     ----------
LEASING & CAPITAL COSTS
 Leasing Commissions                                                 8,385
 Reserves                             36,000         37,440         38,938         40,495         42,115         43,800
                                  ----------     ----------     ----------     ----------     ----------     ----------
TOTAL LEASING & CAPITAL COSTS         36,000         37,440         47,323         40,495         42,115         43,800
                                  ----------     ----------     ----------     ----------     ----------     ----------
CASH FLOW BEFORE DEBT SERVICE     $2,293,625     $3,014,228     $3,033,990     $3,055,864     $3,113,353     $3,176,477
 & INCOME TAX                     ==========     ==========     ==========     ==========     ==========     ==========


For the Years Ending               Jul-2004       Jul-2005       Jul-2006       Jul-2007       Jul-2008
                                  ----------     ----------     ----------     ----------     ----------
POTENTIAL GROSS REVENUE
 Base Rental Revenue              $3,806,015     $3,885,804     $3,941,673     $3,956,418     $4,544,195
 Absorption & Turnover Vacancy        (9,680)       (10,343)        (5,378)                      (45,698)
 Base Rent Abatements
                                  ----------     ----------     ----------     ----------     ----------
 Scheduled Base Rental Revenue     3,796,335      3,875,461      3,936,295      3,956,418      4,498,497

 Expense Reimbursement Revenue
  Insurance                            9,046          9,408          9,784         10,176         10,583
  CAM                                363,335        377,868        392,988        408,714        425,014
  Plaza Maint & Security             226,480        235,539        244,964        254,766        264,927
  Misc.                               29,742         30,930         32,169         33,455         34,790
  Garage Tax                         408,529        420,785        433,409        446,411        459,804
  Theater Tax                        450,915        464,442        478,376        492,727        507,509
  Retail Tax                          27,176         31,590         34,015         39,698         38,441
  Health Club Tax                    284,933        293,481        302,286        311,354        320,695
  BID Taxes                           31,832         32,932         33,793         35,060         35,481
                                  ----------     ----------     ----------     ----------     ----------
 Total Reimbursement Revenue       1,831,988      1,896,975      1,961,784      2,032,361      2,097,244

 Misc. Income                         12,293         12,723         13,168         13,629         14,106
                                  ----------     ----------     ----------     ----------     ----------
TOTAL POTENTIAL GROSS REVENUE      5,640,616      5,785,159      5,911,247      6,002,408      6,609,847
 Collection Loss                    (168,850)      (173,173)      (176,942)      (179,663)      (197,872)
                                  ----------     ----------     ----------     ----------     ----------
EFFECTIVE GROSS REVENUE            5,471,766      5,611,986      5,734,305      5,822,745      6,411,975
                                  ----------     ----------     ----------     ----------     ----------
OPERATING EXPENSES
 Insurance                            15,184         15,791         16,423         17,080         17,763
 CAM                                 493,461        513,199        533,734        555,092        577,230
 Plaza Maint & Security              232,812        242,125        251,813        261,889        272,334
 Misc.                                30,620         31,845         33,119         34,444         35,818
 Garage Tax                          408,529        420,785        433,409        446,411        459,804
 Theater Tax                         463,523        477,428        491,751        506,504        521,699
 Retail Tax                          210,067        216,369        222,860        229,546        236,433
 Health Club Tax                     284,933        293,481        302,286        311,354        320,695
 BID Taxes                            38,290         39,055         39,836         40,633         41,446
 Management                           54,718         56,120         57,343         58,227         64,120
                                  ----------     ----------     ----------     ----------     ----------
TOTAL OPERATING EXPENSES           2,232,137      2,306,198      2,382,574      2,461,180      2,547,342
                                  ----------     ----------     ----------     ----------     ----------
NET OPERATING INCOME               3,239,629      3,305,788      3,351,731      3,361,565      3,864,633
                                  ----------     ----------     ----------     ----------     ----------
LEASING & CAPITAL COSTS
 Leasing Commissions                   9,293                        15,489                       442,383
 Reserves                             45,551         47,374         49,268         51,239         53,289
                                  ----------     ----------     ----------     ----------     ----------
TOTAL LEASING & CAPITAL COSTS         54,844         47,374         64,757         51,239        495,672
                                  ----------     ----------     ----------     ----------     ----------
CASH FLOW BEFORE DEBT SERVICE     $3,184,785     $3,258,414     $3,286,974     $3,310,326     $3,368,961
 & INCOME TAX                     ==========     ==========     ==========     ==========     ==========

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 151


                   THE AMENITY COMPONENT VALUATION (Continued)

                                825 EIGHTH AVENUE
                          DISCOUNTED CASH FLOW SUMMARY
                               AS IS MARKET VALUE

--------------------------------------------
                       12.00%       Present
                      Discount     Worth of     -------------------------------
Year    Cash Flow      Factor     Cash Flow     Year      Cash Flow      Yield
--------------------------------------------    -------------------------------
  1    $2,293,625       0.893    $2,048,207       1      $2,293,625       7.98%
  2    $3,014,228       0.797    $2,402,340       2       3,014,228      10.49%
  3    $3,033,990       0.712    $2,160,201       3       3,033,990      10.56%
  4    $3,055,864       0.636    $1,943,530       4       3,055,864      10.63%
  5    $3,113,353       0.567    $1,765,271       5       3,113,353      10.83%
  6    $3,176,477       0.507    $1,610,474       6       3,176,477      11.05%
  7    $3,184,785       0.452    $1,439,523       7       3,184,785      11.08%
  8    $3,258,414       0.404    $1,316,399       8       3,258,414      11.34%
  9    $3,286,974       0.361    $1,186,598       9       3,286,974      11.44%
 10    $3,310,326       0.322    $1,065,925      10       3,310,326      11.52%
                                 ----------     -------------------------------
Present Worth of Cash Flow      $16,938,468
--------------------------------------------


Reversion
----------------------------------------------------
11th Year N.O.I.:                       $3,864,633
Capital 10.0%                           38,646,330
Less 2.0% Selling Expense:                (800,000)
Less 3.025% Transfer T                  (1,200,000)
                                        -----------

Reversionary Value:                    $36,646,330
10th Year Discount Factor:                0.322000
Present Worth of Rever          41.1%  $11,800,118
Present Worth of Cash           58.9%  $16,938,468
                                       -----------
Value Indication                       $28,738,586
----------------------------------------------------
Source: Projection by KTR

------------------------------------
             Net
         Operating    Capitalization
Year       Income            Rate
------------------------------------
  1     $2,329,625             8.11%
  2     $3,051,668            10.62%
  3     $3,081,313            10.72%
  4     $3,096,359            10.77%
  5     $3,155,468            10.98%
  6     $3,220,277            11.21%
  7     $3,239,629            11.27%
  8     $3,305,788            11.50%
  9     $3,351,731            11.66%
 10     $3,361,565            11.70%
 11     $3,864,633            13.45%
------------------------------------

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 152


                            SALES COMPARISON APPROACH

The Sales Comparison Approach is the process of comparing recent sales of competitive properties. The estimated value derived through this approach represents the probable price at which the subject property would be sold by a willing seller to a willing buyer as of the date of value. Six sales of Leased Fee Interests and 1 sale of a Leasehold Interest in Class "A" and "B" office buildings in the Midtown office markets have been identified and selected for analysis in the valuation of the subject property. The sale price per square foot of rentable area is relied upon as the primary unit of comparison within this approach in estimating the Market Value of the Leased Fee Interest in the subject property, subject to the existing leases and contractual obligations.

The comparative process involves judgment as to the similarity between the subject property and the comparable sale property with regard to a variety of factors affecting value, such as location, age and condition of the structure, rent levels, gross income multipliers, operational efficiencies and other factors. Among the specific adjustment factors, the following have been considered:

OWNERSHIP INTEREST: The indicated unit sale prices are adjusted to reflect a 100% ownership interest if a partial interest has been conveyed. One sale representing a partial interest that was conveyed was adjusted to reflect the sales of a 100% interest.

FINANCING: The comparable sales were either all cash transactions or were financed at market oriented terms. No adjustments for any unusual or atypical financing are required.

TIME: Normally, upward adjustments to the sale price indicators would be made to reflect increasing values over time. However, in light of the well documented decline in all types of real estate, these time adjustments are adjusted downward to reflect a collapse of the regional economy and real estate market between 1990 and 1993. The city economy is currently at the beginning of a new economic/real estate cycle. Adjustments are not required since all of the sales have occurred since December, 1995.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 153


                      SALES COMPARISON APPROACH (Continued)

LOCATION: Locational adjustments are based on our knowledge and observations of the market areas of the individual sales as compared to the subject property. The subject property is located in the northwestern boundary of the West Side office sub-market and a secondary retail trade area within Midtown Manhattan.

PHYSICAL: Adjustments are made to reflect variations in the conditions and floor sizes of the comparable sales relative to the subject property. The subject property is a modern Class "A" office building which is in very good condition and which has been well maintained to date. Further, it contains an average floor size of 30,000+ square feet.

OCCUPANCY: The reported occupancy rate at the time of each sale is compared with the subject property has an overall occupancy of 99.0% under multi-year leases .

ECONOMIC: The quality, quantity and durability of the underlying lease portfolios of the individual sales are unique from the subject property. Adjustments, relative to the subject property, are made accordingly.

THEATER, GARAGE, RETAIL AND HEALTHCLUB COMPONENTS: Commercial office buildings containing additional components are typically more valuable than an office buildings without, as value is added by the service provided by the amenities available as well as the additional income offset from those components. Adjustments are made to reflect variations in value due to the presence of additional sources of income producing areas within a Midtown office building. The subject property is comprised of an amenity component consisting of a movie theater complex, three-level garage parking, retail and health club.

The following is a brief description of the relevant building sales considered pertinent in our valuation of the subject property. A summary of the comparable sales follows with full details

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 154


                      SALES COMPARISON APPROACH (Continued)

of the individual sales presented in the Addenda.

SALE NO 1: (505 Park Avenue, Leased Fee Interest, $236.55 per square foot) Sale No. 1 is July 1997 cash sale of a 100% Leased fee Interest in a 26-story Class "A" multi-tenanted commercial office building. Located at the northeast corner of East 59th Street in a Park Avenue office sub-market, the building was constructed in 1948 and extensively renovated in 1987. It contains 198,690 square feet of rentable area. The property was acquired by an international buyer with a current occupancy of 97%. The building is operated by boutique tenants in the range of $35.00 per square foot.

Sale No. 1 is located in a superior sub-market within the Midtown Office market warranting a downward adjustment. The building represents modern construction, however, its average floor plates of 9,000 square feet and building systems are inferior to the subject property; an upward adjustment is warranted. This sale contains a retail component but no additional amenity components, warranting an upward adjustment. No adjustment for occupancy was made; however, an upward adjustment was warranted as the building is primarily tenanted by smaller non-credit tenants which are considered to be inferior to the subject property's credit tenancy.

SALE No. 2 (1412 Broadway, Leased Fee Interest, $155.16 per square foot): Sale No. 2 is a June, 1997 sale of a 100% Leased Fee Interest in a 25-story Class "B" multi-tenanted commercial office building. Located at the northeast corner of West 39th Street, within the Penn/Garment District sub-market, the building was renovated and modernized in the 1980s and contains 381,535 square feet of rentable area. The property was acquired with an occupancy of 84%. Escada is a major tenant within this building.

Sale No. 2 is located in a inferior sub-market within the Midtown office market; an upward adjustment is warranted. The building represents that of older construction with average floor

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 155


                      SALES COMPARISON APPROACH (Continued)

plates of 15,000 square feet which are inferior to the subject property; an upward adjustment is warranted. Lastly, this comparable sale was acquired with an inferior occupancy and lower income potential (average rents of $23 per square foot rentable area), as compared to the subject property; thus warranting an upward adjustment. Overall, a significant upward adjustment is required.

SALE NO. 3 (527 Madison Avenue, Leased Fee Interest, $311.63 per square foot):
Sale No. 3 is a February, 1997 cash sale of a 100% Leased Fee Interest in a 26-story Class "A" multi-tenanted commercial office building . Located at the southeast corner of East 54th Street in a Fifth/Madison Avenue office sub-market, the building was constructed in 1986 and contains 215,000 square feet of rentable area. It was constructed in 1986 and building services include a garage with valet services and concierge services. The property was acquired by Cornerstone Properties with a current occupancy of 98%. Sumitomo Bank is a major tenant within this building.

Sale No. 3 is located in a superior sub-market within the Midtown office market; a downward adjustment is warranted. A small upward adjustment for inferior amenities was also warranted. Lastly, it was acquired with a high occupancy; no adjustment is warranted. Overall, a sizable downward adjustment is required.

SALE NO. 4 (540 Madison Avenue, Leasehold Interest, $144.68 per square foot):
Sale No. 4 is a September, 1996 conventionally financed sale of a 100% Leasehold Interest in a 38-story Class "A" multi-tenanted commercial office building. Located at the southwest corner of East 55th Street in a Fifth/Madison Avenue office sub-market and contains 259,190 square feet of rentable office and retail area. The property was acquired by the Macklowe Organization with an occupancy of 88.7%, however, the occupancy was expected to decline to 58% by year end due to the loss of its 2 major tenants (Ladenburg Thalman and Sterling National
Bank).

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 156


                      SALES COMPARISON APPROACH (Continued)

Sale No. 4 requires an upward adjustment ($53.00 per square foot) since it represents the conveyance of a Leasehold Interest. This adjustment is based on the value of the Leased Hold Interest in the subject property divided by its total rentable area. This sale is also located in a superior sub-market within the Midtown office market; a downward adjustment is warranted. The building with small floor plates (9,000 square feet) is inferior to the subject property; thus warranting an upward adjustment. Lastly, it was acquired with a near term occupancy of 58%; an upward adjustment is warranted. The sale price reflects the leasing risk associated with current and anticipated vacancies and the capital costs associated with re-positioning the product to Class "A" status. Overall, a moderate upward adjustment is required subsequent to the adjustment for the Leasehold Interest.

SALE NO. 5 (Multiple floors within 30 Rockefeller Center, Leased Fee Interest, $275.00 per square foot): Sale No. 5 is a July, 1996 cash sale of a 100% Fee Simple Interest to the National Broadcasting Company (N.B.C.) in 27 full floors (Floors no. 2-18, 22-23, 25-26, 46-49 and 51-52) containing 1,600,000 square feet of rentable area within a 52-story Class "A/B" commercial office building. The Fee Simple Interest in the condominium was acquired by the Leasehold Interest which exercised a purchase option in lieu of leasing the space at a contract rent in the range of $50.00 per square foot.

Located in the heart of Rockefeller Center, the building was constructed in 1932 and converted to condominium ownership in the mid-1980s. It contains 2,900,000 square feet of rentable area and is 100% occupied under multi-year leases. The floor plates are in the range of 30,000 square feet.

Sale No. 5 is located in a superior office and retail sub-market within the Midtown office market; a downward adjustment is warranted. The physical characteristics of the sale are considered to be similar to the subject property with an occupancy of 100%, whereby no

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 157


                      SALES COMPARISON APPROACH (Continued)

adjustment is considered warranted. Overall, a small downward adjustment is required.

SALE NO. 6 (1412 Sixth Avenue, Leased Fee Interest, $132.97 per square foot):
Sale No. 6 is a September, 1996 conventionally financed sale of a 100% Leased Fee Interest in a 17-story Class "B" multi-tenanted commercial office building. Located at the southwest corner of West 58th Street in a Sixth Avenue/Rockefeller Center office sub-market, the building was originally constructed in 1924 as a hotel and subsequently renovated during the 1970s into a Class "B" office building. It contains 110,266 square feet of rentable office and retail area. The property was acquired by a S. L. Green, a local investor, with a current occupancy of 94%.

Sale No. 6 is not comparable to the subject property, however, its current investment rates are considered to be informative as to current market criteria. The sale is included for information only.

SALE NO. 7 (Heron Tower, 66-72 East 55th Street, Leased Fee Interest, $232.10 per square foot as adjusted): Sale No. 7 is a December, 1995 cash sale of a 50% Leased Fee Interest in a 25-story class "A" multi-tenanted office building constructed in 1989 containing 143,700 square feet of rentable office area. The property was 96% occupied at the time of sale by boutique type tenants at rents in the range of $40.00 per square foot.

Located on the south side of East 55th Street, between Park and Madison Avenues, in a Fifth/Madison Avenue office sub-market, East 55th Street L.P. consolidated its ownership by acquiring the 50% interest of its partner, Heron J.V. Acquisition, Inc. Published information indicated that the grantee had a purchase option on the interest of its partner.

Sale No. 7 is located in a superior sub-market within the Midtown office market, however a downward adjustment is tempered due to its mid-block location. The physical characteristics of

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 158


                      SALES COMPARISON APPROACH (Continued)

the sale are equal to the subject property considering its recent construction; however, an upward adjustment is required due to its small floor plates (under 9,000 square feet). Lastly, it was acquired with a similar high occupancy and no adjustment is necessary. Overall, no adjustment is required.

CORRELATION

Seven sales of commercial office buildings in the Midtown office market were selected and then adjusted for location, size, physical condition, additional components and occupancy. Sale No. 1 (505 Park Avenue ), Sale No. 3 (527 Madison Avenue) and Sale No. 7 (66-72 East 55th Street) are considered most relevant. After our adjustments, a value of $225 per square foot is estimated.

Leased Fee Interest ($ Per Square Foot Value)             $225.00
Times:

Rentable Area                                           1,837,397

Equals:

Estimated Leased Fee Interest Value (Rounded)        $413,000,000

SALES COMPARISON APPROACH CONCLUSION: $413,000,000

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 159


                   SUMMARY OF COMPARABLE OFFICE BUILDING SALES

----------------------------------------------------------------------------------------------
                                                                                    Sale Price
                                           Sale Date/       Class/Constructed/     Per Sq. Ft.
                                           Sale Price/  Stories/Rentable Area/        Rentable
No.          Address/Location              Interest                  Occupancy            Area
----------------------------------------------------------------------------------------------
 1.   505 Park Avenue                            7/97         A/1948,renov.'87
      N/E/C of E 59th St                  $47,000,000               22/198,690          $236.5
      Park Avenue Sub-market               Leased Fee                    97.0%
      Midtown Office Market


 2.   1412 Broadway                              6/97        B/1927,renov.'80s
      N/E/C of W 39th St                  $51,750,000               25/381,535         $155.16
      Penn/Garment Center Sub-market     (A)7,450,000                    83.9%
                                         ------------
      Midtown Office Market               $59,200,000
                                           Leased Fee

 3.   527 Madison Avenue                         2/97                   A/1986
      S/E/C of E 54th St                  $67,000,000               26/215,000         $311.63
      Fifth/Madison Avenue Sub-market      Leased Fee                      98%
      Midtown Office Market

 4.   540 Madison Avenue                         9/96                  A/1970/         $150.47
      S/W/C of East 55th Street           $37,500,000                      38/
      Fifth/Madison Avenue. Sub-Market   (A)2,500,000                 259,190/        Adjusted
                                         ------------                      58%      Upward For
                                          $39,000,000                            L.H. Interest

 5.   Condominium Interest In                    7/96                 A/B/1932
      30 Rockefeller Center              $440,000,000    50/1.6 million within         $275.00
      Sixth Ave/Rock Ctr. Sub-market       Leased Fee              2.9 million
      Midtown Office Market                                               100%

 6.   1412-14l6 Sixth Avenue                     6/96            B/1924/1970s/         $132.97
      S/E/C of West 58th Street           $14,662,500                      17/
      Sixth Ave./Rock Ctr. Sub-Market      Leased Fee                  110,266
                                                                           94%

 7.   66-72 East 55th Street                    12/95                   A/1989
      S/S, bet Fifth & Madison Aves.      $33,353,000               25/143,700         $232.10
      Fifth/Madison Avenue Sub-market             50%                      96%
      Midtown Office Market               $16,676,500
                                           Leased Fee
-----------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------

No.          Address/Location            Location   Physical   Component  Occupancy   Composite
-----------------------------------------------------------------------------------------------
 1.   505 Park Avenue                       -          +          +          None        +
      N/E/C of E 59th St
      Park Avenue Sub-market
      Midtown Office Market


 2.   1412 Broadway                         +          +          +           +           +
      N/E/C of W 39th St
      Penn/Garment Center Sub-market
      Midtown Office Market


 3.   527 Madison Avenue                    -         None        +          None         -
      S/E/C of E 54th St
      Fifth/Madison Avenue Sub-market
      Midtown Office Market

 4.   540 Madison Avenue                   -          +          +           +           +
      S/W/C of East 55th Street
      Fifth/Madison Avenue. Sub-Market



 5.   Condominium Interest In
      30 Rockefeller Center                 -         None        +          None         -
      Sixth Ave/Rock Ctr. Sub-market
      Midtown Office Market

 6.   1412-14l6 Sixth Avenue               N.A.       N.A.       N.A.         N.A.        NA.
      S/E/C of West 58th Street
      Sixth Ave./Rock Ctr. Sub-Market


 7.   66-72 East 55th Street
      S/S, bet Fifth & Madison Aves.       -          None        +          None       None
      Fifth/Madison Avenue Sub-market
      Midtown Office Market
-----------------------------------------------------------------------------------------------

(A) Immediate capital expenditures subsequent to purchase; Source: Compiled by KTR

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 160


                      SALES COMPARISON APPROACH (Continued)

                    LOCATION MAP OF COMPARABLE IMPROVED SALES

                               [GRAPHIC OMITTED]


          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 161

                   RECONCILIATION AND FINAL ESTIMATE OF VALUE

The purpose of this appraisal is to provide an estimate of the Market Value of the Leased Fee Interest in the subject property as of July 25, 1997.

             Income Capitalization Approach:                $416,000,000
                Sales Comparison Approach:                  $413,000,000
                      Cost Approach:                        N/A

The Cost Approach relies on available current unit cost data (adjusted for time and type of building) required to produce a like structure. The value indicated is , in essence, a summation of land value and the depreciated value of the improvements.

While the cost to replace a property is considered an indication of value, there are variables inherent in estimating construction costs, depreciation and remaining physical/economic life. Certain steps in the appraisal process require the use of judgment (opinion factors); however, none more than the Cost Approach. This approach has specific application and relevance in the valuation of specific properties. Although the Cost Approach has been included, it is given least emphasis in our estimated final value. Investors in income producing real estate will look to cash flow projections and yield rates which are analyzed in the Income Capitalization Approach.

The Sales Comparison Approach provides an estimate of value based upon the recent activities of buyers and sellers in the marketplace. This approach is generally considered to be reliable in active markets where the motivations of buyers and sellers are known and the underlying economics of the properties being transferred are available for scrutiny.

The Sales Comparison Approach is considered to be a good indication of value when sufficient sales activity has occurred. The results of the Sales Comparison Approach were expressed as a range, correctly reflecting the wide range in sales prices as expressed in the price per square foot of rentable building area.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Page 162


             RECONCILIATION AND FINAL ESTIMATE OF VALUE (Continued)

The Income Capitalization Approach seeks to view the value of the subject property from the perspective of the typical investor. Employing a discounted cash flow analysis as our primary means of value, this approach reflects the relationship between the income a property is capable of generating and its value in the marketplace. Sophisticated investors judge the value of a property based upon the quality and quantity of the income generated, as well as the likely impact of market conditions on future income generating capacity. By considering these factors, the Income Capitalization Approach typically provides the greatest measure of credibility in estimating value for income producing real estate.

The investment qualities of the subject property have influenced our selection of a 11.0% discount rate and a 10.0% terminal rate for the office component and a 12.0% discount rate and a 10.0% terminal rate for the amenities component in the discounted cash flow. The selected rates and concomitant cash yields are reasonable and reflective of basic criteria developed from our market analysis. The discounted cash flow analysis is given most weight in concluding a final value. This approach is given most weight since it reflects current investment criteria and the related risks in acquiring a high occupancy multi-tenanted Class "A" commercial office building which is conveniently situated within a desirable office sub-market. It applies market derived assumptions and investor criteria in order to project future cash flows and desired yields.

The estimated Market Value of the Leased Fee Interest reflects the realty's utility, conformity, current and future income generating capacity and risk factor as a Class "A" commercial office building within the West Side office sub-market and the Times Square retail trade area within Midtown Manhattan as of July, 25, 1997 is rounded to: .

                      FOUR HUNDRED SIXTEEN MILLION DOLLARS
                                 ($416,000,000)

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Addenda


                        EXHIBIT 1 - LETTER OF ENGAGEMENT

          Koeppel Tener Real Estate Services, Inc., Valuation Division

            [Letterhead of Koeppel Tener Real Estate Services, Inc.]

Mr. Spencer Kagan                                                  July 16, 1997
Vice President
Lehman Brothers, Inc.
3 World Financial Center - 12th Floor
New York, N.Y. 10285-1100

Re: Appraisal of Worldwide Plaza, NYC

Dear Mr. Kagan:

As requested, we intend to prepare a Complete Self-Contained Appraisal of the above referenced property. Situated entirely on Block 1040 (as per NYC tax maps), the subject property consists of the following:

      Lot 29: a 49-story Class A office building with a net rentable area of 1,600,OOO +/- square feet, including +/- 35,000 square feet of retail space;
      Lot 50: a 6-screen movie complex with a total of 2,102 seats;
      Lot 1001: a 473-car garage;
      Lot 1002: +/- 18,000 square feet of miscellaneous retail space; and Lot 1003: a +/- 34,000 square foot health club.

All components are leased, with some of the retail and office space available for rent. The movie complex, garage, miscellaneous retail and health club are collectively known as the "amenity component".

The purpose of the appraisal is to estimate the current market value of the leased fee interest in the property. The leased fee analysis, considers the leases in place and the right to receive contractual rental income. The appraisal report will be prepared in conformity with, and subject to the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute, and the Uniform Standards of Professional Appraisal Practice (USPAP) as promulgated by the Appraisal Standards Board of the Appraisal Foundation (as required by FIRREA, the Financial Institutions Reform, Recovery and Enforcement Act of 1989). The report will contain all the recognized appraisal methods and techniques that materially contribute to a proper valuation of the real estate problem under consideration. Furthermore, the report will be prepared subject to the attached Basic Assumptions and Limiting Conditions. In order to initiate the assignment, the following information is required:

      o name and telephone number of contact for inspection and property data

      o     current rent rolls

      o     copies of major office leases (tenants with 15% or more of the NRA)

Mr. Spencer Kagan                                                  July 16, 1997
Lehman Brothers, Inc.                                                   Page Two

      o     copies of parking, theater, and health club leases

      o     retail lease abstracts

      o     copies of most current tax bills

      o     past three year income and expense history

      o     historic and projected capital expenses

      o     stacking plan

      o     1996 tenant-by-tenant statement of actual collections

      o any other descriptive data available (eng. report, marketing brochure)

As agreed, the total fee inclusive of all disbursements is ($250 for 5 additional reports). It is understood that payment of the fee is not contingent upon the appraised value nor any other prearranged condition. Within the contractual relationship, it is understood that we will not be required to prepare reports in anticipation of litigation, give testimony or appear in court unless agreed upon in advance. We expect to finalize the report and deliver a draft copy to your office by the end of business (5:00 pm) on Monday, August 11th. Subject to timely review, KTR is prepared to deliver 9 final reports by Friday, August 15th. This time frame is contingent upon prompt delivery of all required data and receipt of your signed authorization to commence. Such commencement authorization must be received no later than Friday, July 18th.

We appreciate the opportunity to present this proposal. If it correctly states your understanding of the work to be performed, please sign one copy and return it to this office as your authorization to proceed.

Very truly yours,
KOEPPEL TENER REAL ESTATE SERVICES, INC.


/s/ Wayne A. Nygard
By: Wayne A. Nygard, MAI
Senior Vice President

Accepted By: ____________________________________

Title:       ____________________________________

Date:        ___________________________________

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Addenda


                             EXHIBIT 2 - FLOOR PLANS

          Koeppel Tener Real Estate Services, Inc., Valuation Division

                               [GRAPHIC OMITTED]

                825 Eighth Ave - 15th floor, typical floor plan

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Addenda


                       EXHIBIT 3 - TENANT LEASE ABSTRACTS

          Koeppel Tener Real Estate Services, Inc., Valuation Division

                               ABSTRACT OF LEASE
                            CRAVATH, SWAINE & MOORE
                            =======================


DATE OF LEASE:     July 28, 1988

LANDLORD:          New York Communications Center Associates

TENANT:            Cravath, Swaine & Moore

PREMISES:
                                                                    RENTABLE
                                                                   SQUARE FEET
                                                                   -----------
                   Office Premises: 20th, 36th to 47th floors          363,815
                   Below grade space: Floor 2                            6,000
                                                                       -------

                   Total Premises:                                     369,815

                   Note:  Floor designations are structural floors.


TERM:              20 years
                   Commencement - September 1, 1989
                   Expiration - August 31, 2009

BASE RENT:         (A) Annual fixed rents for the office premises are:

                   YEAR               NET RENT PSF           ANNUAL RENT

                   6     (9/1/94)           $32.57           $12,044,875
                   7                        $33.22           $12,285,254
                   8                        $33.89           $12,533,030
                   9                        $34.56           $12,780,806
                   10                       $35.26           $13,039,677
                   11                       $35.96           $13,298,547
                   12                       $36.68           $13,564,814
                   13                       $37.41           $13,834,779
                   14                       $38.16           $14,112,140
                   15                       $38.93           $14,396,898
                   16                       $39.70           $14,681,656
                   17                       $40.50           $14,977,508
                   18                       $41.31           $15,277,058
                   19                       $42.13           $15,580,306
                   20                       $42.98           $15,894,649

ESCALATIONS:       (A) REAL ESTATE TAXES - Tenant's pro-rata share: 23.6465%
                           This is a net lease. The base year amount is zero.

                   (B) OPERATING EXPENSES - Tenant's pro-rata share: 23.6465%
                           This is a net lease. The base year amount is zero.

WORKLETTER:        $34,083,350. Fully disbursed.

ELECTRICITY:       Each tenant is directly sub-metered.

EXPANSION
OPTIONS: Landlord shall offer, at its discretion, during a period beginning eight years after the Commencement Date and ending on the tenth anniversary of the Commencement Date, either the 19th and/or the 21st floors to the Tenant for renting purposes. The fixed rent shall be set at $2.25 per square foot above the rent level being paid for the initial space at the time of the offering. Landlord will pay for tenant alterations up to $5.00 per rentable square foot. During the period beginning 13 years after the Commencement Date, and terminating 15 years after the Commencement Date, Landlord shall offer the 18th floor to the Tenant Rent will be $3.75 above the level at the time of the offering. Landlord will pay for tenant alterations up to $2.50 per square foot. Tenant must respond to any of these offers with 3 months of the date options are made available.

RENEWAL
OPTIONS: Tenant has the option to extend the term of the Lease for three additional periods of five (5) years each. Fixed annual rent for each of the first, second and third renewal terms shall be 90%, 95% and 100% of the market rent (as defined in Section 41.03 of the lease).

TERMINATION
OPTIONS:           None

DOCUMENTS:         Agreement of Lease dated 7/28/88.

                               ABSTRACT OF LEASE
                     POLYGRAM RECORDS / PHILIPS INTERACTIVE
                     ======================================


DATE OF LEASE:     November 9, 1988 and April 26, 1994, respectively

LANDLORD:          New York Communications Center Associates

TENANTS:           Polygram Records, Inc. and Philips Interactive Media of
                   America

PREMISES:

                                                                     RENTABLE
                                                                    SQUARE FEET
                                                                    -----------

                   Office Premises: 21st to 24th floors              118,004
                   Office Premises: 18th floor                        28,731
                   Office Premises: 17th floor                        36,043
                   Office Premises: 25th floor                        29,501
                   Office Premises: 26th floor                        29.501
                                                                     -------
                   Total Premises:                                   241,780

                   Note: Floor designations are structural floors. Polygram
                         occupies 15,501 sqft. and Philips occupies 14,000 sqft. of the 26th floor.

TERM:              l0 years (to 9/30/99)

BASE RENT:         (A) Annual fixed rents for the office premises are:

                                          AVERAGE
                   YEAR                   RENT PSF            ANNUAL RENT

                   6       (9/27/94)       26.30               6,358,612
                   7                       26.30               6,358,612
                   8                       27.64               6,682,482
                   9                       27.64               6,682,482
                   10                      27.64               6,682,482

                   Note:   Average rent does not include escalations.

                                                      Flrs.     Flr.     Flr.
                                                  21-24,18,17    25       26
                                                  -----------    --       --
ESCALATIONS:       (A) REAL ESTATE TAXES -
                       Tenant's pro-rata share:    11.6054%   1.8732%   1.8452%
                       BASE YEAR - Calendar Year:  No Base   1993 Year 1995 Year

                   (B) OPERATING EXPENSES -
                       Tenant's pro-rata share:    11.6054%   1.8732%   1.8452%
                       BASE YEAR - Calendar Year:  No Base   1993 Year 1995 Year

WORKLETTER:        21-24                 - $4,720,160 (fully disbursed)
                   18 & 17               - None
                   25                    - $502,253 (fully disbursed)
                   26                    - None

ELECTRICITY:       Each floor is directly sub-metered.

EXPANSION
OPTIONS: Right of first offer on space available on floors 16-18 and 21-24, subject to prior rights of Ogilvy and Cravath.

RENEWAL
OPTIONS:           (A) 25th Floor - one option of 10 years.  Notice between
                            10/1/97 and 9/30/98. Rent: 5 years at $28/sq. ft;
                            5 years at $32/sq. ft..
                   (B) One option of 10 years on 24th floor, 23 and 24 or 22,
                            23 and 24. Notice by 10/1/97. Negotiated rent and then first refusal.
                   (C) 26th floor (Polygram) - one option of 10 years. Notice by 10/1/97. Negotiated rent and then first refusal.
                   (D) 26th floor (Philips) - Tenant has three renewal options to be exercised no later than 12 months prior to the end of the then term of the lease. The first option is to August 13, 2009 and there are two succeeding five year options. Rent shall be at market level, agreed upon by lessor and lessee.

TERMINATION
OPTIONS:           (A) 18th floor - option to terminate as of 8/31/96 by notice
                            8/31/95.
                   (B) 17th floor - option to terminate as of any day after
                            7/31/97 by 120 days' notice and payment of 96.7123% of the sum of $2,253,687.50 plus tax and operating expense multiplied by the fraction of the term remaining as of the early termination date.

GUARANTY:          Polygram, N.V. and Philips Electronics North America
                   Corporation, respectively

DOCUMENTS:         Agreement of Lease dated 11/1/88 and 4/26/94, respectively
                   Supplement to Lease dated 10/1/90
                   Second Supplement to Lease dated 2/15/91
                   Third Supplement to Lease dated 4/16/93
                   Fourth Supplement to Lease dated 2/22/95

                             POLYGRAM HOLDING, INC.

9/27/96 Draft of Amended and Restated Agreement of Lease, to commence 1/1/97 (the "New Lease").

As of January 1, 1997 the existing lease dated November 9, 1988 with PolyGram Records, Inc. ("Records"), as amended ("Old Lease"), is terminated and all liabilities are released as to Records and are assumed by PolyGram Holding, Inc. ("Holding," or "Tenant"), and the New Lease commences (and supersedes and replaces the Old Lease) effective January 1, 1997.

- The New Lease covers architectural floors 17, 18, 21-25, 27, 28 and a portion of architectural floor 26 for a total of 286,251 square feet of office space. The Old Lease covered architectural floors 17, 18, 21-25, 27 and a portion of architectural floor 26. On October 1, 1999 the remaining portion of architectural floor 26 (14,000 square feet) currently sublet by Records from N.W. Ayer & Son, Inc. will become part of the New Lease premises, with proportionate increases in fixed rent and Tenant's share for taxes and operating expenses. In addition, pursuant to a Seventh Supplement to the Old Lease which is still being negotiated, Records was given the option, assumed by Holding under the New Lease, to lease the 29th architectural floor (30,596 square feet) on or before December 31, 1996. (If the 29th floor is not available, Landlord has 9 months to deliver vacant possession. If Landlord is unable to do so, Tenant may terminate its option exercise with respect to the 29th floor.) The New Lease provides that the Landlord make a $688,410 ($22.50 per square foot) Improvements Allowance available to the Tenant in connection with its occupancy of the 29th floor and a $651,825 ($22.50 per square foot) Improvements Allowance in connection with the 28th floor. The New Lease also provides that fixed rent and additional rent for the 29th floor will be abated for the first eight months of the term thereof.

- The term of the New Lease expires on December 31, 2011 with two, five-year options to renew.

- Fixed rent commences in the amount of $8,497,882.50 per annum ($29.69 per square foot) until September 30, 1999; $9,016,875 per annum ($31.50 per square foot) from October 1, 1999 to December 31, 2001; $9,732,584 per annum ($34 per square foot) from January 1, 2002 to December 31, 2006 and $10,448,161.50 per annum ($36.50 per square foot) from January 1, 2007 to the expiration date. The addition of the remaining portion of the 26th floor adds $441,000 per annum ($31.50 per square foot) to the fixed rent from October 1,

      1999 to December 31, 2001; $476,000 per annum ($34 per square foot) from January 1, 2002 to December 31, 2006 and $511,000 per annum ($36.50 per square foot) from January 1, 2007 to the expiration date. The 29th floor option space fixed rent shall be $963,774 per annum ($31.50 per square foot) until December 31, 2001; $1,040,264 per annum ($34 per square foot) from January 1, 2002 to December 31, 2006 and $1,116,754 per annum ($36.50 per square foot) from January 1, 2007 to the expiration date.

- The New Lease contemplates the Tenant receiving a rent credit (the amount of which is left blank in Article 1.6) to be applied against fixed rent for the first six months of the lease term.

- With the exception of the Tenant's build-out for the 28th and 29th floors (for which the Improvements Allowance is made available by the Landlord to Tenant) the Tenant takes the space as-is without obligation on the Landlord's part to pay any additional alterations cost. (References to Sections 22.6 and Article 45 of the New Lease in Section 3.1 are incorrectly cited.) The Improvements Allowances for the 28th and 29th floors will be advanced by the Landlord once each month based on certifications by the Tenant's architect, engineer or design professional that the designated portion of the work for which payment is requested has been completed.

- The Tenant will pay its proportionate share of taxes and operating costs over a 1996/97 base tax year and an annual operating base year determined by averaging the 1996 and 1997 actual operating expenses. Plaza taxes will not be included in the Tenant's taxes but the Landlord's share of Plaza operating expenses will be included in the computation of total operating expenses. The Old Lease required contribution by the Tenant for Plaza taxes, and a bulk of the space taken under the Old Lease had a direct contribution by the Tenant for taxes and operating expenses, not merely an increase over base. Upon the addition of the 29th and remaining portions of the 26th floors to the premises, the base years remain the same. The Tenant is also required to pay .9695% of the difference between the Base Tax Year (1996/97) taxes and calendar year 1995 taxes and 1.452% of the difference between the Base Tax Year taxes and 1995/96 taxes from January 1, 1997 to September 30, 1999. In addition, for the same period, Tenant agrees to pay the same percentage of increases from Base Operating Year expense for calendar years 1995 and 1996, respectively. These additional payments, presumably, compensate the Landlord for a portion of the tax and operating payments which would have been made by the Tenant pursuant to the terms of the Old Lease.

- The Tenant may, on 30 days prior notice to Landlord, offset fixed annual rent in the event the Landlord fails to (i) fund the Improvement Allowance, (ii) pay taxes on a timely basis, (iii) apply insurance proceeds pursuant to the Lease or superior mortgage, (iv) pay an arbitration award due Tenant, or (v) satisfy a judgment (or post a bond regarding same) in favor of Tenant against Landlord (Section 10.10). Notwithstanding the subordination of this Lease to present and future mortgages pursuant to Article 24, it appears the Mortgagee would still be subject to these rent offsets in the event of foreclosure.

- In the event of a casualty partially affecting the building or the premises, rent abates if Tenant, in the exercise of its reasonable business judgment, determines it is unable to conduct business and vacates or substantially suspends customary business operations. This standard should be determined by whether the issuer of rent loss insurance will pay such a claim. The Tenant may terminate the Lease if a contractor determines the repair time will exceed one year. Tenant may terminate if there is a total loss of the premises or a major part thereof during the last 3 years of the Lease term. The Landlord's obligation to repair, under all circumstances, should, ideally, be limited to (i) the sufficiency of insurance proceeds, and (ii) the Mortgagee's making such funds available for such repairs.

- No assignment or subletting is permitted without the Landlord's prior written consent, not to be unreasonably withheld; no consent required for intra-company or interrelated entities occupying space. Tenant remains liable notwithstanding any assignment or transfer. For subleases of at least 2 contiguous floors entered into between the 11th and 14th lease years, the Tenant may, upon the subtenant evidencing financial ability or posting a letter of credit in favor of the Landlord, sublease beyond the initial expiration of the lease term (into the renewal term), and subtenant may, at Tenant's direction, become a direct tenant of Landlord upon the commencement of the renewal term, at fair market rent. In such event, the Tenant is relieved from liability as to the space directly leased by the (former) subtenant. As a condition to Tenant's exercising the renewal option, Tenant and its subtenants must together have lease at least 3 full contiguous floors. Assignment consideration and sublease rent overages are split between Landlord and Tenant on a 50/50 basis after payment of reasonable related expenses.

- In the event of a condemnation of less than the whole of the building or of only a part of the premises, the Landlord is obligated to restore the premises and/or building, regardless of the amount of the award, if any. In the event of a temporary condemnation, Tenant continues to pay rent but is entitled to receive that portion of the award for reimbursement for cost of restoration of the premises, use and occupancy and taking of Tenant's property.

-     The Tenant is given 7 business days notice of monetary default.

- A foreclosing mortgagee or transferee, provided notice is given to Tenant, will not be liable for damages resulting from any default of any prior Landlord, bound by rent paid by Tenant more than one month in advance or bound by modifications to the Lease that (i) reduce rent, (ii) shorten the term, (iii) cancel or surrender the Lease, or (iv) increase the Landlord's liability (except inconsequentially) unless any such modifications are made with such mortgagee's prior approval. The Lease is automatically subordinate to the mortgage and the Tenant agrees to attorn to such mortgagee provided the mortgagee agrees to be bound by the terms of the Lease. The insert of the word "damages" is of some concern as it could be interpreted that the foreclosing mortgagee could be liable for the defaults of the prior Landlord but not liable for damages resulting from such defaults.

-     The Tenant's obligation to issue a "certificate" is limited in content to
      (i) whether the Lease has been modified, (ii) the dates to which rent has been paid, (iii) stating whether, to the best knowledge of the party signing, the Landlord is in default, and (iv) verifying which space is subject to the Lease and options granted thereunder. The Tenant agrees not to withhold rent or terminate the Lease until notice is given to the mortgagee, with the mortgagee having 10 days to cure the matter which gives rise to Tenant's right to terminate or withhold rent.

- The Lease was brokered by Edward S. Gordon Company, Inc. and the Landlord is responsible for payment of all compensation due Gordon on account of the Lease. If Landlord fails to so pay, the Tenant may, upon 5 days notice to Landlord, pay the broker and offset rent. The brokerage agreement is not exhibited as part of the Lease and, presumably, the broker has not agreed to subordinate its commission arrangement to the mortgage.

                               ABSTRACT OF LEASE
                             MICROSOFT CORPORATION
                             =====================


DATE OF LEASE:    August 28,1990

LANDLORD:         New York Communications Center Associates

TENANT:           Microsoft Corporation

PREMISES:
                                                                   RENTABLE
                                                                  SQUARE FEET
                                                                  -----------
                  Office Premises: 19th floor                       29,501
                  Office Premises: 16th floor                       36,256
                                                                    ------

                  Total Premises:                                   65,757

                  Note: Floor designations are structural floors.

TERM:             9 years
                  Commencement - 8/28/90
                  Expiration - 8/31/98

BASE RENT:        (A) Annual fixed rents for the office premises are:

                  YEAR              NET RENT PSF          ANNUAL RENT

                  6     (1/1/94)      $25.00              $1,643,925
                  7                   $25.00              $1,643,925
                  8                   $30.00              $1,972,710
                  9                   $30.00              $1,972,710

ESCALATIONS:      (A) REAL ESTATE TAXES - Tenant's pro-rata share: 4.2046%

                  (B) OPERATING EXPENSES - Tenant's pro-rata share: 4.2046%

WORKLETTER:       $3,287,850 ($900,000 has not been disbursed).

ELECTRICITY:      Each tenant is directly sub-metered.

EXPANSION
OPTIONS:          None

RENEWAL
OPTIONS: One option for a period of two (2) years to be exercised not earlier than 1/7/97 and not later than 5/31/97. (Renewal Rent $30.00 psf). At the expiration of the aforesaid renewal term the original premises is subject to rights of first offer by Cravath, Swaine & Moore and Ogilvy & Mather Worldwide Inc. In the event neither party exercises their rights, the Landlord will give Tenant the option to extend the Lease for the entire premises for an additional five year renewal period. The rent for said five year period shall be the greater of (i) the fixed annual net rent payable under the Lease by Tenant prior to Lease expiration and (ii) 90% of the market rent.

TERMINATION
OPTIONS:          None

DOCUMENTS:        Agreement of Lease dated August 28, 1990
                  Supplement and Amendment to Lease dated July 2, 1991

            SECOND SUPPLEMENT AND AMENDMENT TO LEASE (this "Second Supplement") made as of this 4th day of December, 1996, between NEW YORK COMMUNICATIONS CENTER ASSOCIATES L.P., a Delaware limited partnership, having an office at c/o Blackstone Real Estate Advisors L.P., 345 Park Avenue, New York, New York (hereinafter referred to as "Landlord"), and MICROSOFT CORPORATION, a Washington corporation having an office at One Microsoft Way, Redmond, Washington 98052-6399 (hereinafter referred to as "Tenant").

                               W I T N E S E T H:
                               - - - - - - - - -

            WHEREAS, Landlord and Tenant have heretofore entered into that certain Agreement of Lease dated as of August 28, 1990, as supplemented and amended by that certain Supplement and Amendment to Lease dated as of July 2, 1991 (as supplemented and amended, the "Lease") with respect to the 16th and 19th architectural floors in the building known as One Worldwide Plaza, 825 Eighth Avenue, New York, New York (the "Building"); and

            WHEREAS, Landlord and Tenant desire to amend and supplement the terms of the Lease in accordance with the terms of this Second Supplement as hereinafter set forth;

            NOW, THEREFORE in consideration of the demised premises, and the mutual obligations herein contained, Landlord and Tenant do hereby agree as follows:


            1. Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to such terms in the Lease.

            2. Demised Premises/Term. Landlord and Tenant hereby agree that notwithstanding anything to the contrary contained in the Lease, (i) the "demised premises" under the Lease shall be comprised of 65,757 rentable square feet (as defined in Section 3.1(b) of the Lease) constituting the entire sixteenth and nineteenth above grade floors located in the Building and (ii) the term of the Lease (which commenced on the Commencement Date) shall end at midnight on August 31, 2003 (such date on which the term of the Lease expires is hereinafter referred to as the "Expiration Date"), unless the term of the Lease shall be extended pursuant to Article 39 of the Lease, or until such term shall sooner cease and terminate as provided in the Lease.

            3. Amendments. Landlord and Tenant agree to amend the terms of the Lease as follows:

      A. The first paragraph of Section 1.1 of Article 1 of the Lease is hereby amended by deleting it in its entirety and substituting the following in lieu thereof:

      "1.1 Tenant shall pay to Landlord from and after February 1, 1992 (the "Rent Commencement Date") fixed annual net rent in an amount equal to the product of the annual net rent per rentable square foot and the number of rentable square feet in the demised premises (hereinafter referred to as "fixed annual net rent") . The annual net rent per rentable square foot shall be (i) Twenty-Five Dollars ($25.00) from February 1, 1992 through August 31, 1996, (ii) Thirty Dollars ($30.00) from September 1, 1996 through December 31, 1996, (iii) Thirty-Four Dollars and fifty cents ($34.50) from January 1, 1997 through December 31, 1999 and (iv) Thirty-Eight Dollars and twenty five cents ($38.25) from January 1, 2000 through August 31, 2003."

      B. Article 2 of the Lease is hereby amended by deleting Section 2.7 thereof in its entirety.

      C. Article 2 of the Lease is hereby amended by deleting the last sentence of Section 2.9 thereof and substituting the following in lieu thereof:

      "Tenant shall pay Landlord a sum equal to Landlord's direct personnel expense incurred in connection therewith as compensation for Landlord's direct and indirect costs, field supervision and coordination in connection with such work."

      D. Article 2 of the Lease is hereby amended by adding the following
Section 2.13 immediately following Section 2.12 thereof:

      "2.13 Tenant acknowledges that it has examined the demised premises and has accepted the same in its current condition and state of repair and understands and agrees that, except with respect to the funding by Landlord of the Alteration Fund (the proceeds of which Alteration Fund are to be used to fund certain tenant improvements in accordance with the terms of this Lease), Landlord has no further obligation to alter, improve or otherwise prepare the demised premises for Tenant's occupancy thereof. Landlord and Tenant hereby acknowledge and agree that the aggregate amount of all sums remaining payable by Landlord to the Alteration Fund as of December 4, 1996 is $290,150.47 (the "Remaining Alteration Sums"). Landlord and Tenant hereby agree that Landlord shall fund the Alteration Fund with the Remaining Alteration Sums and disburse such sums from the Alteration Fund in accordance with the terms of the Lease for Occupancy Alterations to the demised premises (including, without limitation, Occupancy Alterations performed in connection with the occupancy of the Second Floor Option Space (as hereinafter defined), provided however, that the sum of

      $85,000 (the "Remaining 19th Floor Work Allowance"), constituting a portion of the Remaining Alteration Sums, need only be released from the Alteration Fund by Landlord if such Remaining 19th Floor Work Allowance shall be used by Tenant to fund Occupancy Alterations in the 1700 square feet of space located on the 19th Floor which space is unfinished as of December 4, 1996".

      E. Article 3 of the Lease is hereby amended by deleting the last sentence of subsection 3.1(a) thereof and substituting the following in lieu thereof:

      "Tenant's Proportionate Share is 4.2046%."


      F. Article 3 of the Lease is hereby amended by adding the following subsections to Section 3.1 thereof:

      "(f) The term "Base Tax Year" as hereinafter set forth for the determination of the escalation of Taxes (from and after January 1, 1997) shall mean the New York City real estate tax year commencing July 1, 1996 and ending June 30, 1997."

      "(g) The term "Base Operating Year Expenses" shall mean the Operating Expenses attributable to the 12 month period beginning January 1, 1997 and ending December 31, 1997."


      G. Article 3 of the Lease is hereby amended by deleting the first sentence of subsection 3.5(a) thereof and substituting the following in lieu thereof:

      "(A) Following the earlier to occur of (i) the Rent Commencement Date and
      (ii) the date Tenant shall first occupy any portion of the demised premises for the conduct of its business (such earlier date being the "Additional Rent Payment Date") and continuing through December 31, 1996, Tenant shall pay as additional rent for each Tax Year or part thereof occurring after the Additional Rent Payment Date, a sum equal to Tenant's Proportionate Share of the amount of the Taxes for such Tax Year, or part thereof and (B) from and after January 1, 1997, if the Taxes paid for any Tax Year exceed the Taxes paid during the Base Tax Year, Tenant shall pay as additional rent for such Tax Year, a sum equal to Tenant's Proportionate Share of the excess. The payments required to be made by Tenant pursuant to clause (A) and (B) above, as the case may be, are hereinafter referred to as "Tenant's Tax Payment".

      H. Article 3 of the Lease is hereby amended by deleting the first sentence of subsection 3.5(h) thereof and substituting the following in lieu thereof:

                                ABSTRACT OF LEASE
                                ROBERTS & HOLLAND
                                =================


DATE OF LEASE:    April 20, 1994

LANDLORD:         New York Communications Center Associates, L.P.

TENANT:           Roberts & Holland

PREMISES:
                                                                    RENTABLE
                                                                   SQUARE FEET
                                                                  ------------

                  Office Premises: 35th floor                       30,518

                  Note: Floor designations are structural floors.

TERM:             13 years (April 20, 1994 - November 30, 2007)

BASE RENT:        (A) Annual fixed rents for the office premises are:

                  LEASE MONTHS            GROSS RENT PSF        ANNUAL RENT

                  7/1/95 - 1/31/1999          $26.00             $793,468
                  2/1/99 - 5/31/2003          $29.00             $885,022
                  6/1/03 - 11/30/2007         $33.00           $1,007,094

ESCALATIONS:      (A) REAL ESTATE TAXES - Tenant's pro-rata share: 1.9514%

                  (B) OPERATING EXPENSES - Tenant's pro-rata share: 1.9514%

ELECTRICITY:      Tenant's responsibility

EXPANSION
OPTION:           None

RENEWAL
OPTIONS: Tenant has the option to extend the lease with notice to Landlord not later than 12 months prior to the Expiration date and the fifth anniversary of the Expiration date to extend the term of the lease for two renewal terms of five years each (provided the lease has not expired or been terminated and Tenant is not in default beyond any applicable notice and grace period in the performance of any of its obligations under the lease.

TERMINATION
OPTION:           None

DOCUMENTS:        Agreement of Lease dated 4/20/94

            "Transfer Rent" shall have the meaning ascribed in subsection 19.2.


                                    SECTION 2
                                 DEMISE AND TERM

            2.1 Demise. (a) Landlord hereby leases to Tenant and Tenant hereby leases from Landlord 30,596 rentable square feet of space in the Building constituting all of the 30th architectural Floor of the Building, which space is known for marketing purposes as the 32nd floor.

            (b) The "Premises" shall consist of the interior space horizontally bounded by the finished surfaces of walls, windows and doors thereof and vertically bounded by the exposed surfaces of (i) the slab constituting the floor of the Premises and (ii) bottom of the slab of the floor above the Premises; expressly and specifically excluding, however, all floor and ceiling slabs, beams, sensors, smoke detectors and fire alarm speakers and all electric and telephone closets, shafts, stacks, pipes, conduits, public passageways and stairwells (including fire stairs) of the Building, all of which are hereby expressly reserved to Landlord and further expressly reserving to Landlord the right to use, in common with Tenant, such portions of the plenum above the hung ceiling of each Floor of the Premises as Landlord may require for wiring, conduits, cabling, ductwork and other installations, whether or not serving Tenant's space (provided Landlord shall perform such work in a manner so as not to materially interfere with Tenant's operation of its business).

            (c) Landlord and Tenant agree that the "rentable square feet" of the Building and the Premises is set forth on Schedule B attached hereto. Upon request of either party from time to time in connection with a change in the size of the Premises as a result of expansion, recapture or partial surrender rights hereunder, the parties shall acknowledge in writing (i) the number of rentable square feet comprising the Premises after giving effect to such change in the size of the Premises and (ii) Tenant's Proportionate Share (as hereinafter defined) after giving effect to such change in the size of the Premises.

            (d) Landlord's lease of the Premises to Tenant and Tenant's lease of the Premises from Landlord shall be subject to all of the terms, covenants and conditions set forth in this Lease.

            2.2 Term. The Premises shall be leased for a term (the "Term") commencing on the date hereof (the "Effective Date") and expiring at midnight on June 30, 2009 (the "Expiration Date"), unless terminated earlier as otherwise provided in this Lease.

            2.3 Delivery of the Premises to Tenant. (a) Landlord shall deliver the Premises to Tenant on the Effective Date.


                                    SECTION 3
                            BASE RENT/PAYMENT OF RENT

            3.1 Base Rent. Tenant shall pay to Landlord a fixed annual rent (hereinafter referred to as "Base Rent") for the Premises, subject to adjustment as specifically provided in this Lease, as follows:

            (1) $1,101,456 per annum commencing on the Rent Commencement Date and ending on April 30, 2001, payable in equal monthly installments of $91,788;

            (2) $1,239,138 per annum commencing on May 1, 2001 and ending on May 31, 2005, payable in equal monthly installments of $103,261.50; and

            (3) $1,376,820 per annum commencing on June 1, 2005 and ending on the Expiration Date, payable in equal monthly installments of $114,735.

            3.2 Commencement of Tenant's Obligation to Pay Rent. Tenant's obligation to pay Base Rent and Adjustment Rent hereunder shall commence on the Rent Commencement Date.

            3.3 Payment of Rent. (a) Tenant shall pay the Base Rent in lawful money of the United States of America, in equal monthly installments in advance on the first day of each calendar month during said term, at the offices of Landlord or such other place in the United States of America as Landlord may designate, without notice or demand or any setoff or deduction whatsoever, except as otherwise provided herein. Should the obligation to pay Base Rent commence or end on any day other than on the first day of a month, then the Base Rent for such month shall be adjusted and prorated on a per diem basis.

            (b) Tenant shall pay Rent as above and as hereinafter provided, by good and sufficient check (subject to collection) drawn on a New York City bank which is a member of the New York Clearing House Association or a successor thereto, such other reputable commercial bank doing business in New York City or Citibank, Delaware. All sums other than Base Rent and Adjustment Rent payable by Tenant hereunder shall be deemed Rent solely for the purpose of providing to Landlord the same remedies as are available to Landlord in the event of a default in the payment of Base Rent.

            (c) If Tenant shall fail to pay when due (i) any installment of Base Rent or Adjustment Rent for a period of five (5) days after such installment shall have become due, or (ii) any payment of other Rent (other than Base Rent or Adjustment

Rent) within ten (10) days after such amount shall have become due, Tenant shall pay interest thereon from the date due, at the annual rate (the "Interest
Rate") of two percentage points (2%) above the rate then most recently announced by The Chase Manhattan Bank as its corporate base lending rate (the "Prime Rate"), from time to time in effect.

            (d) If any of the Rent payable under the terms and provisions of this Lease shall be or become uncollectible, reduced or required to be refunded because of any Legal Requirement constituting commercial rent control, Tenant shall cooperate reasonably with Landlord and enter into such reasonable agreements and take such other steps, at Landlord's sole cost and expense as Landlord may reasonably request and as may be legally permissible to permit Landlord to collect the maximum rents which from time to time during the continuance of such Legal Requirement may be legally permissible (and not in excess of the amounts which may, from time to time, be due under this Lease absent such Legal Requirement) . Upon the termination of such Legal Requirement,
(a) the rents shall become and thereafter be payable in accordance with the amounts reserved herein for the periods following such termination and (b) Tenant shall pay to Landlord, to the maximum extent legally permissible, without interest, an amount equal to the rents which would have been paid pursuant to this Lease but for such Legal Requirement less the rents paid by Tenant during the period that such Legal Requirement was in effect.


                                    SECTION 4
                                 ADJUSTMENT RENT

            4.1 Certain Definitions. For the purposes of this Section 4 and unless otherwise indicated throughout this Lease, the following definitions shall apply:

            (i) "Tenant's Proportionate Share" means the percentage resulting from dividing the number of rentable square feet from time to time comprising the Premises by the number of rentable square feet in the Building (1,595,476 s.f.), all as set forth on Exhibit B. Tenant's Proportionate Share shall be recalculated as of the effective date of any change in the Premises pursuant to the provisions of this Lease in accordance with Exhibit B. As of the date of this Lease, Tenant's Proportionate Share shall be deemed to be 1.9177%. Appropriate adjustments based on actual days elapsed shall be made in connection with the computation of Tenant's Tax Payments and Tenant's Operating Payments for any changes in Tenant's Proportionate Share during any Tax Year or Comparative Year, respectively, or in connection with the computation thereof for the Tax Year and Comparative Year in which this Lease shall expire or terminate.

                                ABSTRACT OF LEASE
                          MANHATTAN SPORTS CLUB, INC.
                          ===========================


DATE OF LEASE:    December 1, 1989

LANDLORD:         ZCWK Associates

TENANT:           Manhattan Sports Club, Inc.

PREMISES:                                                          RENTABLE
                                                                  SQUARE FEET
                                                                  -----------
                  Total Health Club Premises                           35,000

TERM:             20 years (11/30/2009)

BASE RENT:        (A) Annualized rents for the premises are:

                  YEAR              ANNUAL RENT

                  6     (12/1/94)    $773,900
                  7                  $843,551
                  8                  $843,551
                  9                  $843,551
                  10                 $919,471
                  11                 $919,471
                  12                 $919,471
                  13               $1,002,223
                  14               $1,002,223
                  15               $1,002,223
                  16               $1,092,423
                  17               $1,092,423
                  18               $1,092,423
                  19               $1,190,741
                  20               $1,190,741


ESCALATIONS:      (A) REAL ESTATE TAXES - Tenant's pro-rata share:
                                                100% of Health Club
                                                Condominium Unit

                  (B) OPERATING EXPENSES - Tenant's pro-rata share:
                                                5.0832% of Common charges of
                                                The Residences at WWP

ELECTRICITY:      Each tenant is directly sub-metered.

EXPANSION
OPTION:           None

RENEWAL
OPTION:           None

TERMINATION
OPTION:           None

DOCUMENTS:        Agreement of Lease dated 12/1/89

                               ABSTRACT OF LEASE
                              CINEPLEX ODEON CORP.
                              ====================


DATE OF LEASE:    August 11, 1987

LANDLORD:         ZCWK Associates, L.P. (directly and as beneficiary of ZCWK
                  Plaza Associates, nominee)

TENANT:           RKO Century Warner Theaters by assignment from
                  Cineplex Odeon Corporation

PREMISES:
                                                                      RENTABLE
                                                                    SQUARE FEET
                                                                    ------------
                  Theater Premises: Two Floors Below Grade               53,573
                  1st Floor Above Grade space                            3,361
                                                                          -----
                  Total Premises:                                        56,934

TERM:             30 years (6/30/2019)

BASE RENT:        (A) Annual fixed rents for the premises are:

                  YEAR                     ANNUAL RENT
                   6-10     (7/1/94)        $1,775,104
                  11-15                     $1,772,752
                  16-20                     $1,938,456
                  21-30                     $2,104,161

                  Note: The Second Amendment to Lease provided that between
                        February 1, 1991 and January 31, 1994, $400,000 in
                        annual rent is deferred and paid from net profits as defined under the amendment. Landlord and Tenant have agreed to continue deferring $400,000 per year in rent.

PERCENTAGE
RENT: Tenant shall pay 10% of the amount by which the annual gross revenue of the premises exceeds $6,750,000.

ESCALATIONS:      (A) REAL ESTATE TAXES - Tenant's pro-rata share:
                        97.280% of building and real estate taxes for Theater condominium unit. This figure applies to 58,528 square feet below grade.

                  (B) OPERATING EXPENSES - Tenant's pro-rata share: 97.280% of
                        Building expenses for Theater condominium unit. This figure applies to 58,528 square feet below grade.

WORKLETTER:       $25O,OOO Fully disbursed.

ELECTRICITY:      Each tenant is directly sub-metered.

EXPANSION
OPTIONS:          None

RENEWAL
OPTIONS:          None

TERMINATION
OPTIONS:          None

DOCUMENTS:        Agreement to Lease dated August 11, 1987
                  First Amendment to Lease June 15, 1989
                  Second Amendment to Lease February 1, 1991
                  Assignment dated as of August 11, 1987

            2. Deferred Portion; Repayment from Profits.

            (a) For the period commencing as of June 1, 1995 and ending on the Expiration Date, a portion (the "Deferred Portion") of fixed annual rent payable pursuant to Section 1.01 of the Original Agreement due during each year (a "Deferred Rent Year") commencing on June 1, 1995 and ending on the next occurring May 31st shall be deferred as follows:

================================================================================
              Fixed Annual            Fixed Annual
Deferred      Rent reserved           Rent Payable            Deferred
Rent Year    under the Lease        prior to Default          Portion
---------    ---------------        ----------------          -------
--------------------------------------------------------------------------------
1             $1,775,104              $1,062,500            $712,604
--------------------------------------------------------------------------------
2              1,775,104               1,112,500             662,604
--------------------------------------------------------------------------------
3              1,775,104               1,162,500             612,604
--------------------------------------------------------------------------------
4              1,775,104               1,212,500             562,604
--------------------------------------------------------------------------------
5              1,775,104               1,262,500             512,604
--------------------------------------------------------------------------------
6              1,772,752               1,312,500             460,252
--------------------------------------------------------------------------------
7              1,772,752               1,362,500             410,252
--------------------------------------------------------------------------------
8 - 10         1,772,752               1,375,000             377,752
--------------------------------------------------------------------------------
11 - 15        1,938,456               1,375,000             563,456
--------------------------------------------------------------------------------
Thereafter     2,104,161               1,375,000             729,161
================================================================================

The Deferred Portion for each Deferred Rent Year and the accrued and unpaid Deferred Portion for any previous Deferred Rent Year shall be payable, without interest, from Profits (defined below); provided, however, upon the occurrence of a default under the Lease beyond the expiration of any applicable notice, grace and cure periods, (i) the entire Deferred Portion for each previous Deferred Rent Year (less any amounts paid to, and retained by, Landlord by Tenant from Profits) shall become immediately due and payable. Commencing upon the occurrence of a default under the Lease beyond the expiration of applicable grace cure and notice periods, fixed annual rent shall be calculated and due and payable as set forth in Section 1.01 of the Original Agreement, without regard to the Second Amendment or this Amendment (other than amounts payable pursuant to the provisions of Section 6 of this Amendment) and (ii) this Section 2(a) shall be deemed deleted from the Lease. Tenant shall nevertheless be liable for any amounts due pursuant to the provisions of Section 6 below.

                       DIGEST OF LEASE DATED JULY 3, 1997,
                                     BETWEEN
         NEW YORK COMMUNICATIONS CENTER ASSOCIATES, L.P., AS LANDLORD,
                              AND CENTRAL PARKING
                      SYSTEM OF NEW YORK, INC., AS TENANT,
         FOR GARAGE PREMISES AT 380 WEST 5Oth STREET, NEW YORK, NEW YORK


PREMISES:               Entire Garage space at Worldwide Plaza.

TERM: The Term is approximately 10 years and 5 months. After the Commencement Date, Landlord and Tenant will execute and deliver an agreement setting forth the Commencement and Expiration Dates.

COMMENCEMENT DATE:      The date Landlord delivers possession of the Garage to
                        Tenant.

EXPIRATION DATE:        The tentative Expiration Date of November 30, 2007, will
                        be extended by the number of calendar months equal to the number of whole and partial calendar months elapsed between July 2, 1997, and the Commencement Date, to achieve a Term of a full 10 years and 5 months. The
                        Expiration Date will be the last day of the last calendar month added.

RENT COMMENCEMENT DATE: December 1, 1997. If Landlord does not deliver possession of the Premises by December 1, 1997, then the Rent Commencement Date will be postponed until the day that the Premises are delivered to Tenant.

DELIVERY OF PREMISES:   Landlord will have no liability to Tenant if the
                        Premises are not delivered by a particular date. The
                        Premises are currently subject to a management agreement that may be canceled upon 60 days notice. Landlord is obligated to give this notice to cancel within three business days after execution of the Lease.

BASE RENT:              First Rental Period (12/1/l997 - 11/30/2002):
                        $850,000.00 per annum
                        $70,833.33 per month

                        Second Rental Period (12/1/2002 - Expiration Date):
                        $900,000.00 per annum
                        $75,000.00 per month

PERCENTAGE RENT:        For each Lease Year of the First Rental Period:
                        0% of the first $2,100,000 of Gross Revenues;
                        50% of all Gross Revenues in excess of $2,100,000.

                        For each Lease Year of Second Rental Period 0% of the first $2,400,000 of Gross Revenues; 50% of all Gross Revenues in excess of $2,400,000.

                        Percentage Rent is due monthly, by the 20th day of the following month, to be accompanied by a Monthly Report, which must include the calculation of the Percentage Rent, Gross Revenues received, Parking Taxes paid, and customer deposits being he1d. At the end of each Lease Year, Tenant must furnish Landlord with a certified public accountant's statement setting forth the same items, to accompany any Percentage Rent then due. A Lease Year is each period of twelve months commencing on December 1, 1997 (or the Rent Commencement Date).

INTERIM PAYMENTS:       For the interim period between the Commencement Date
                        and the Rent Commencement Date, Tenant will be required to pay to Landlord, in lieu of Base Rent and Percentage
                        Rent, an amount equal to the Gross Revenues received by Tenant during the interim period, less Tenant's
                        Expenses (all employee, utility and overhead costs) and a Management Fee ($3,000 per month).

ADDITIONAL CHARGES:     Tenant is responsible for the prompt payment of all
                        Parking Taxes, Commercial Rent, Occupancy Taxes and
                        Sales and Use Taxes. Tenant will pay all Real Estate
                        Taxes including water, sewer, vault, county, as well as any other charge(s) assessed or imposed upon the Garage, and the sidewalks and streets adjacent to the Garage, that may be levied by any taxing authority. For the first eight years following the execution of the Lease, Tenant may institute tax certiorari proceedings with respect to the Garage Tax Lot, provided that Tenant's counsel is acceptable to, and communicates with, Landlord. From the eighth anniversary of the execution of the Lease forward, only Landlord may institute tax certiorari proceedings.

                        Tenant will pay all other taxes and other costs in connection with the Operating Expenses incurred in connection with use of the Premises as a Garage (e.g., employee taxes and benefits, telephone, permits, licenses, garbage collection and other related charges). Tenant is also obligated to pay all General Common Expenses and General Common Charges imposed by the Condominium on the Garage. At Tenant's request, Landlord will try to have the Condominium Board reduce the amount of General Common Expenses and General Common Charges imposed. If the Board does reduce the charges, then the annual Base Rent will be increased for the remainder of the Term by an amount equal to 85% of such savings.

BOOKS AND RECORDS:      Tenant is obligated to maintain accurate books and
                        records at its offices at 2401 21st Avenue South, Nashville, TN 37212. Landlord may review Tenant's books with two business days notice in order to verify the Gross Revenues.

SECURITY DEPOSIT:       None.

GUARANTOR:              Central Parking Corporation.

LATE PAYMENTS:          Rent not paid within 5 days after the due date will bear
                        interest at an annual rate equal to the Citibank base rate plus 2%.

UTILITIES:              Tenant is obligated to reimburse Landlord, within 10
                        days after being billed, for heat, water, sewerage, gas and any other utility services to the Garage at the rate which Landlord is then charging other tenants in the Building. Tenant will pay Landlord for all electrical consumption, which is measured by a submeter.

PERMITTED USE:          Garage may be used only for the parking and storage of
                        passenger motor vehicles. Tenant may, with consent of Landlord, operate valet parking, automobile washing and detailing services. Tenant must keep Garage open 24 hours a day, 7 days a week.

PRIMARY AND SIDEWALK
 APPROVALS:             Tenant is required to procure and maintain all licenses,
                        permits and approvals, at Tenant's expense.

INSURANCE:              Landlord is required to be included as an additional
                        insured on all liability insurance policies. Tenant is obligated to maintain the following types of insurance:

                        o Worker's compensation insurance with limits of not less than $500,000 for any one occurrence
                        o Employer's liability insurance of not less than $l00,000
                        o Commercial general liability insurance of not less than $l,000,000 for each occurrence, with a $2,000,000 aggregate
                        o Garage keeper's legal liability insurance of not less than $1,000,000
                        o Employee dishonesty and depositor's forgery insurance with a limit of not less than $250,000
                        o Umbrella liability insurance for $15,000,000 in excess of commercial general liability and garage keeper's legal liability insurance

ASSIGNMENT AND
 SUBLETTING:            Tenant is required to first obtain Landlord's written
                        consent to any assignment of the Lease or subletting of the Premises, which consent may be granted or withheld in Landlord's sole discretion. The transfer of a majority of stock of Tenant will be considered an assignment of the Lease. Tenant may assign its interest in the Lease to a person that "Controls" Tenant, provided that prior notice is delivered to Landlord, and that the Guaranty remains in full force and effect.

ALTERATlONS:            Tenant must obtain Landlord's prior written consent, not
                        to be unreasonably withheld, for all alterations other than minor cosmetic changes. All alterations will be performed at Tenant's expense. Tenant must submit to Landlord, for Landlord's approval, a schedule of Initial
                        Alterations to be performed by Tenant (with cost estimates) within 30 days after the Commencement Date for Landlord's approval. The Initial Alterations will cost, in conjunction with the Capital Account Payment, at least $200,000. If Tenant does not spend the full
                        $200,000, then Tenant must pay the difference to Landlord. Tenant is required to complete all required signage and graphics within 60 days after the Commencement Date.

BROKER:                 None.

RENEWAL OPTION:         None.

PREPAID RENT:           None.

NOTICES:                All notices to Tenant are to be delivered to:

                        Tenant:         Central Parking System of New York, Inc.
                                        921 Bergen Avenue
                                        Jersey City, NJ 07306
                                        Attention: Brett Harwood

                        Copy to:        Central Parking System of New York, Inc.
                                        2401 21st Avenue South
                                        Nashville, TN 37212
                                        Attention: Monroe Carell, Jr., Chairman

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Addenda


                  EXHIBIT - COMPARABLE IMPROVED BUILDING SALES

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                       Addenda


                            COMPARABLE BUILDING SALE

Improved Sale                       1

Address                             505 Park Avenue
                                    Northeast corner of East 59th Street
                                    Park Avenue Sub-Market/Midtown Office Market
                                    New York, New York

Date of Sale                        June, 1997

Grantor                             First Park Associates

Grantee                             Glorious Sun

Block/Lot                           1394/1

Liber/Page                          N.A.

Description                         A 22-story Class "A" office building,
                                    constructed in 1948 and renovated in the 1987, containing 198,690 square feet of rentable area including a retail/commercial component.

Consideration*                      $47,000,000 for Leased Fee Interest

Financing                           Conventional Financing

Adjusted Sale Price                 $236.55 per square foot

Sales Analysis

      Effective Gross Income        $40.53 per square foot

          Operating Expenses        $19.09 per square foot

        Net Operating Income        $19.09 per square foot

                  Yield Rate        11.00%

                   Going OAR        9.1%

Comments:

The building was acquired with a current occupancy of 97% under leases to "boutique" type tenants (small law and consulting firms). The quality and durability of the leases, which expire over the next decade is reported to be good based on a mix of non-credit, but successful privately owned companies.

Source: Confidential, KTR research.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

                                 [PHOTO OMITTED]


                                  505 Park Ave

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Addenda


                            COMPARABLE BUILDING SALE

Improved Sale                       2

Address                             1412 Broadway
                                    Northeast corner of West 39th Street
                                    Penn/Garment Center Sub-Market
                                    New York, New York

Date of Sale                        June, 1997

Grantor                             New York Life Insurance

Grantee                             Bruce S. Brickman and Associates

Block/Lot                           815/14

Liber/Page                          N.A.

Description                         A 25-story Class "B" office building,
                                    constructed in 1927s and renovated in the 1980s, containing 381,535 square feet of rentable area including a retail/commercial component.

Consideration*                      $59,200,000 for Leased Fee Interest

Financing                           $11.2 million in cash, remainder financed

Adjusted Sale Price                 $155.16 per square foot

Sales Analysis

      Effective Gross Income        $23.25 per square foot

          Operating Expenses        $12.80 per square foot

        Net Operating Income        $10.45 per square foot

Comments:

The property was acquired with an occupancy of 83.9% from New York Life Insurance Company, which had acquired the property through foreclosure.

*The new investor purchased the property for $51,750,000 and will expend an additional $7,450,000 for tenant improvements, leasing commissions and various capital costs. The property was purchased with the intention of leasing the existing vacant office space at $30 per square foot rents.

Source: Confidential, KTR research.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

                                 [PHOTO OMITTED]


                                  1412 Broadway
                              Fashion Gallery Bldg

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Addenda


                            COMPARABLE BUILDING SALE

Improved Sale                       3

Address                             527 Madison Avenue
                                    Southeast corner of East 54th Street
                                    Fifth/Madison Avenue Sub-Market
                                    Midtown Office Market
                                    New York, New York

Date of Sale                        February, 1997

Grantor                             Louis Dreyfus Property Group

Grantee                             Cornerstone Properties

Block/Lot                           1289/52

Liber/Page                          N.A.

Description                         A 26-story Class "A" office building,
                                    constructed in 1986, containing 215,000
                                    square feet of rentable area including a retail component and an underground parking garage.

Consideration                       $67,000,000 for Leased Fee Interest.

Financing                           Cash

Sale Price                          $311.63 per square foot

Comments:

The building was acquired with a current occupancy of 98%. Major tenants include Sumitomo Bank & Trust Company and a number of overseas trading and investment companies.

Source: KTR market research.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

                                 [PHOTO OMITTED]


                                 527 Madison Ave

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Addenda


                            COMPARABLE BUILDING SALE

Improved Sale                       4

Address                             Finland House
                                    540 Madison Avenue
                                    Southwest corner of East 55th Street
                                    Midtown Office Market
                                    New York, New York

Date of Sale                        September, 1996

Grantor                             Finlandia Center, Inc.

Grantee                             Macklowe Organization

Block/Lot                           1290/56

Liber/Page                          N.A.

Description                         A 38-story Class "A" office building,
                                    constructed in 1970, containing 259,190
                                    square feet of rentable area including a retail/commercial component.

Consideration                       $37,500,000, which includes $2,500,000 in
                                    immediate capital expenditures, for
                                    Leasehold Interest.

Financing                           Conventional Financing

Sale Price                          $144.68 per square foot

Sales Analysis

      Effective Gross Income        $27.12 per square foot

          Operating Expenses        $11.74 per square foot

        Net Operating Income        $15.34 per square foot

                  Yield Rate        11.00% to 11.50%

             Terminal O.A.R.        9.0% to 9.5%

           "Going-In" O.A.R.        10.6%

Comments: The building was acquired with a current occupancy of 88.7% and the immediate need of $2.5 million in capital improvements. Occupancy is expected to decline to 58% by year end due to the loss of 2 major tenants (Sterling National Bank and Ladenburg Thalman). The quality, quantity and durability of the remaining leases, which expire within 8 years, is reported to be good based on a mix of credit and non-credit tenants. Further, the Leasehold Interest benefits from a favorable ground rent, which is not subject to re-negotiation until 2004, with 2 long term renewal options. Market rents and expenses have been assumed to increase at 4.0% per year.

Source: Confidential sources, City Register, KTR market research.


          Koeppel Tener Real Estate Services, Inc., Valuation Division

                                 [PHOTO OMITTED]


                                540 Madison Ave

                                 Finland House

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Addenda


                            COMPARABLE BUILDING SALE

Improved Sale                       5

Address                             27 floors within 30 Rockefeller Center
                                    West side of Sixth Avenue between West 49th and 50th Streets
                                    Sixth Avenue/Rockefeller Center Sub-Market
                                    New York, New York

Date of Sale                        July, 1996

Grantor                             RCP Associates

Grantee                             N.B.C. Trust No. 1996A

Block/Lot                           1265/1001, 1006-1011, 1013-1018, 1020-1022,
                                    1025, 1029, 1030, 1051, 1052, 1055,
                                    1056-1057, 1071-1072, 1078-1079, 1082-1086

Liber/Page                          2347/678

Description                         A 52-story Class "A/B" office building,
                                    constructed in 1932, containing 2,900,000 square feet of rentable area.

                                    The property conveyed is a condominium
                                    interest in 27 floors containing 1,600,000 square feet of rentable area.

Consideration                       $440,000,000 for Leased Fee Interest

Financing                           Cash

Sale Price                          $275.00 per square foot

Comments:

The Leased Fee Interest in the condominium was acquired by the Leasehold Interest which exercised a purchase option in lieu of leasing the space at a contract rent in the range of $50.00 per square foot. Located in the heart of Rockefeller Center, the building was constructed in 1932 and converted to condominium ownership in the mid-1980s when N.B.C. negotiated special incentives from the City of New York.

Source: City Register, KTR market research.
          Koeppel Tener Real Estate Services, Inc., Valuation Division

                                 [PHOTO OMITTED]


                              30 Rockefeller Plaza

                                    GE Bldg

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Addenda


                            COMPARABLE BUILDING SALE

Improved Sale                       6

Address                             1412-1416 Sixth Avenue
                                    Southeast corner of West 58th Street
                                    Sixth Ave./Rockefeller Center Sub-Market
                                    New York, New York

Date of Sale                        June, 1996

Grantor                             Benjamin Duhl

Grantee                             1414 Mgt. Associates L.P.

Block/Lot                           1273/71

Liber/Page                          2339/357

Description                         A 17-story and basement, Class "B" office
                                    building, constructed in 1924 as a hotel and converted to office use in the 1970s, containing 110,266 square feet of above grade rentable area which includes a retail component.

Consideration                       $14,662,500 for Leased Fee Interest

Financing                           Cash with 50% financing

Sale Price                          $132.97 per square foot

Sales Analysis

      Effective Gross Income        $29.01 per square foot

          Operating Expenses        $16.10 per square foot

        Net Operating Income        $12.91 per square foot

                  Yield Rate        11.5% to 12.0%

             Terminal O.A.R.        9.5% to 10.0%

           "Going-In" O.A.R.        9.7%

Comments:

The property was acquired with a current occupancy of 94% by non-credit tenants under leases expiring over the next 10 years. Market rents and expenses have been assumed to increase at 3.0% per year.

Source: Grantor, KTR market research.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

                                 [PHOTO OMITTED]


                          1414 Avenue of the Americas

                             Fashion Footwear Bldg

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Addenda


                            COMPARABLE BUILDING SALE

Improved Sale                       7

Address                             Heron Tower
                                    66-72 East 55th Street
                                    South side, between Park and Madison Avenues
                                    Fifth/Madison Avenue office sub-marketj
                                    New York, New York

Date of Sale                        December, 1995

Grantor                             Heron J.V. Acquisition

Grantee                             East 55th Street L.P.

Block/Lot                           1290/44

Liber/Page                          N.A.

Description                         A 25-story Class "A" office building,
                                    constructed in 1985, containing 4143,700 square feet of rentable area

Consideration                       $16,676,500 for 50% of Leased Fee Interest
                                    $33,353,000 for 100% interest as adjusted

Financing                           Cash

Sale Price                          $232.10 per square foot as adjusted

Comments:

The property was 96% occupied at the time of sale by boutique type tenants at rents in the range of $40.00 per square foot. The grantee consolidated its ownership by acquiring the 50% interest of its partner (grantor). Published information indicated that the grantee had a purchase option on the interest of its partner.

Source: City Register, KTR market research.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

                                 [PHOTO OMITTED]


                                  70 E 55th St

                                   Heron Tower

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Addenda


                        QUALIFICATIONS OF THE APPRAISERS

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Addenda


                            BIOGRAPHICAL INFORMATION
                              WAYNE A. NYGARD, MAI
                              SENIOR VICE PRESIDENT

WAYNE A. NYGARD is a member of the Appraisal Institute, holding the MAI designation. He serves on the Metropolitan New York Chapter #4 Admissions and Education Committees and served nationally on the Institutionally Employed Appraiser Committee.

Mr. Nygard received his Bachelors of Business Administration, Cum Laude from Baruch College of the City of New York with emphasis on Public Administration and Law. He has attended numerous real estate education classes and seminars including those offered by The Appraisal Institute, the former Society of Real Estate Appraisers and New York University.

Mr. Nygard is a manager of the Koeppel Tener Real Estate Services, Inc. New York Appraisal Division. His responsibilities include client development, appraisal management and maintaining product quality. Prior to joining the firm, Mr. Nygard was Vice President and Chief Appraiser for The Bank of New York. As the first chief appraiser appointed by the bank, he founded the appraisal procedures and policy for that institution. He was previously employed at The Chase Manhattan Bank, N.A. as a Team Leader responsible for all Manhattan appraisal assignments. He has performed appraisals on a wide variety of property types throughout the United States. Mr. Nygard also has experience with tax certiorari appraisals and in real estate brokerage.

Mr. Nygard is an Assistant Adjunct Professor of Real Estate at New York University. He is a member of the NYU Real Estate Appraisal Advisory Council and the Real Estate Board of New York. He is currently a Certified General Appraiser in New York State.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

825 Eighth Avenue                                                August 12, 1997
New York, New York                                                      Addenda


                            BIOGRAPHICAL INFORMATION
                                 SHINBI MORIMOTO
                                    ASSOCIATE

SHINBI MORIMOTO is an associate in the New York City Valuation Division of Koeppel Tener Real Estate Services, Inc.

Ms. Morimoto majored in Economics with a minor in Sociology at Columbia University, Barnard College in New York, New York. She has completed the Real Estate Appraisal Principles (R1), Basic Valuation Procedures (R2), Introduction to Income Property Valuation (G1), Principals of Income Property Appraisal (G2) and Applied Income Property Valuation (G3) courses offered by the Real Estate Institute at New York University.

Prior to joining the firm, Ms. Morimoto was employed by a New York real estate investment company where she managed various commercial and residential properties. Her experience in real estate is broad based and she has been a licensed real estate broker in the State of New York since 1992.

[LOGO]      CB
        COMMERCIAL

                            TORRANCE MARKET ANALYSIS

                          PRENTISS INDUSTRIAL PORTFOLIO


                              Torrance, California



                                DATE OF ANALYSIS

                                   August 1997


                                  PREPARED FOR


                              LEHMAN BROTHERS, INC.
                            3 World Financial Center
                            New York, New York 10285


                                   PREPARED BY

                 CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC.
                        CAPITAL MARKETS SUPPORT SERVICES
                         2500 West Loop South, Suite 100
                            Houston, Texas 77027-4502

CB COMMERCIAL                                       [LOGO]      CB
REAL ESTATE GROUP, INC.                                     COMMERCIAL

APPRAISAL SERVICES                                  Delivering Solutions Through
                                                    Local Knowledge Worldwide

                                                    FOUNDED 1906
                                                    (713) 340-6620
                                                    (713) 340-6649


August 15, 1997


Mr. Mark H. Mauldin
LEHMAN BROTHERS, INC.
3 World Financial Center
New York, New York  10285

RE:   Torrance Market Analysis
      Prentiss Industrial Portfolio
      Torrance, California
      CBC File No. 97-301

Dear Mr. Mauldin:

At your request and authorization, CB Commercial Real Estate Group, Inc. has prepared a Market Analysis for the Prentiss Industrial Portfolio located in the Torrance, California area.

The subject consists of 18, institutional quality, industrial developments having a combined total of 1,252,708 SF of net rentable area. The Torrance market has an average occupancy of 93% with an average asking rental rate of $6.13 PSF/YR. Overall this market area is stabilized and showing improving rental rates.

This report may be relied upon by Lehman Brothers and its successors and assigns in determining whether to make a loan evidenced by a note (the "Property Note") secured by the property. This report may be relied upon by any purchaser or assignee of the Property Note in determining whether to purchase the Property Note from Lehman Brothers and its successors and assigns and by any rating agency rating securities secured by, or representing an interest in the Property Note. This report may be referred to, quoted in and included with materials offering for sale the Property Note or an interest therein for sale. This report may be relied upon by persons acquiring the Property Note or an interest in the Property Note. This report speaks as of the date prepared.

It has been a pleasure to assist you in this assignment. If you have any questions concerning the analysis, or if CB Commercial Real Estate Group, Inc. can be of further service, please do not hesitate to contact us.

Respectfully submitted,

CB COMMERCIAL REAL ESTATE GROUP, INC.
CAPITAL MARKETS SUPPORT SERVICES

by:


/s/Jason T. Hutchins
-------------------------------
Jason T. Hutchins
Project Manager

JTH

           2500 WEST LOOP SOUTH, SUITE 100, HOUSTON, TEXAS 77027-4502

================================================================================
                                                        SUMMARY OF SALIENT FACTS
--------------------------------------------------------------------------------

                            SUMMARY OF SALIENT FACTS

Property Name:                            PRENTISS PROPERTIES PORTFOLIO

Location:                                 Pacific Gateway Center, Torrance, CA

Property Description:                     Pacific Gateway Center is an
                                          industrial complex composed of 18
                                          buildings containing 1,252,708 net
                                          rentable square feet. The properties
                                          are located in Torrance, California,
                                          approximately 14 miles south of
                                          downtown Los Angeles.

Date of Analysis:                         August 1, 1997

Improvements

Number of Buildings:                      18

Number of Stories:                        1

Gross Building Area:                      1,252,708 SF

Net Rentable Area:                        1,252,708 SF

Avg. Year Built:                          N/A

Condition:                                Good

Effective Age:                            N/A

Market Financial Indicators

Current Occupancy:                        93.0%

Stabilized Occupancy:                     93.0%

Estimated Absorption:                     Market is stabilized.

Market Rental Rate:                       $7.00 - $8.00 PSF

Tenant Improvements (New Leases):         $5.00  Per SF

Tenant Improvements (Renewal Leases):     $2.50  Per SF

Leasing Commissions (New Leases):         5.0%

Leasing Commissions (Renewal Leases):     2.0%

================================================================================
                                                               TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


SUMMARY OF SALIENT FACTS...................................................   ii

TABLE OF CONTENTS..........................................................  iii

TRADE AREA ANALYSIS........................................................    1

COMPETITIVE MARKET TREND ANALYSIS..........................................    3

MARKETABILITY CONCLUSIONS..................................................    7

ADDENDA

      A     Improved Comparable Sales
      B     Demographics
      C     Torto Wheaton Research Data

--------------------------------------------------------------------------------

================================================================================
                                                             TRADE AREA ANALYSIS
--------------------------------------------------------------------------------

                               TRADE AREA ANALYSIS

Regional Influences

Once fueled by the enormous growth of aerospace and defense industries, the South Bay was flattened by large layoffs and downsizings of epic proportion. Although the economic upheaval of the early 90s created severe white collar job loss, the South Bay is in a solid recovery mode. The 1996/1997 economic forecast and industry outlook developed by Jack Kyser, Chief Economist, says, "Aerospace will no longer be a foot on the brake of the Los Angeles area's economy."

International trade, the recommercialization of the aerospace/defense industries, the automotive industry, and the Alameda Corridor are just a few of the major dynamics that are fueling this region's recovery.

Location

The trade area is located in Torrance within the South Bay submarket. The South Bay region is defined by the Los Angeles International Airport (LAX) to the north; and south through El Segundo, the beach communities of Manhattan Beach, Hermosa Beach and Redondo Beach, the Palos Verdes Peninsula to the ports of Long Beach and Los Angeles. Large industrial parks are included inland in the cities of Carson, Compton and Rancho Dominguez.

Demographics

Population growth and new household formations have been on an upward trend within the overall subject trade area, while remaining stable in the local submarket.

Selected trade area demographics are shown in the following table:

--------------------------------------------------------------------------------

================================================================================
                                                             TRADE AREA ANALYSIS
--------------------------------------------------------------------------------

================================================================================
                        SELECTED METRO AREA DEMOGRAPHICS
                              SUBJECT'S LOCAL AREA
--------------------------------------------------------------------------------
                                                                    Torrance, CA
--------------------------------------------------------------------------------
Population
         2001 Estimate                                                  145,815
         1996 Estimate                                                  138,669
         1990 Census                                                    133,107
         1996 - 2001 % Change                                               5.2%
Households
         2001 Estimate                                                   56,712
         1996 Estimate                                                   54,187
         1990 Census                                                     52,617
         1996 - 2001 % Change                                               4.7%
2001 Median Household Income                                           $ 64,363
1996 Median Household Income                                           $ 55,328
1996 Average Household Income                                          $ 66,385
1990 Average Home Value                                                $355,989
1990 % College Graduates                                                   31.2%
--------------------------------------------------------------------------------
Source:  Strategic Mapping, Inc.
Compiled by:  CB Commercial
================================================================================

Trends and Conclusions

The outlook is for relatively stable performance with moderate improvement over the next several years. As a result, the demand for existing developments is expected to be good. Generally, the trade area is expected to maintain a relatively stable growth pattern in the foreseeable future.

--------------------------------------------------------------------------------

================================================================================
                                               COMPETITIVE MARKET TREND ANALYSIS
--------------------------------------------------------------------------------

                        COMPETITIVE MARKET TREND ANALYSIS

COMPETITIVE OVERALL AND SUBMARKET SUPPLY

In order to research the market, we have relied upon data published by Torto Wheaton Research, KOLL, and CB Commercial Real Estate Appraisal Services Group.

MARKET SUMMARY

Selected market statistics for the subject trade area are shown in the following table:

========================================================================================================
                                     MARKET STATISTICS
--------------------------------------------------------------------------------------------------------
Category                                                 Source  Los Angeles     South Bay      Torrance
--------------------------------------------------------------------------------------------------------
Existing Supply (SF X 1,000)                               (1)      803,534       187,277        26,606
                                                           (3)      718,867       195,740        26,603
Under Construction (SF X 1,000)                            (1)        2,228           320             0
Construction - 2 YR Annual Forecast (SF X 1,000)           (1)        4,500           750            82
Absorption - 3 YR Avg. (SF X 1,000)                        (1)       11,014         2,998           371
Absorption - 2 YR Annual Forecast (SF X 1,000)             (1)        9,072         2,670           245
1996 Occupancy                                             (1)         91.8%         91.9%         92.5%
2nd Qtr. 1997 Occupancy                                    (3)         92.9%         94.5%
Occupancy - 2 YR Forecast                                  (1)         93.0%         96.8%         93.8%
Average Rent PSF - 1996                                    (1)      $  5.17       $  5.25       $  6.13
Average Rent PSF - 1st Qtr. 1997                           (2)      $  5.54
Average Rent PSF - 2 YR Forecast                           (1)      $  6.03       $  6.13       $  7.15
Annual Rent Inflation - 2 YR Forecast                      (1)          8.0%          8.0%          8.1%
--------------------------------------------------------------------------------------------------------
Source Codes:
(1)   Torto Wheaton Research
(2)   KOLL National Real Estate Index
(3)   CB Commercial
========================================================================================================

MARKET RENT/DEMAND TRENDS

The following table presents the trends in rental rates and occupancy for the Torrance area and local submarket over the past five years:

--------------------------------------------------------------------------------

================================================================================
                                               COMPETITIVE MARKET TREND ANALYSIS
--------------------------------------------------------------------------------

===================================================================================================================
                                                  MARKET TRENDS
                                                   1992 - 1996
-------------------------------------------------------------------------------------------------------------------
                            Los Angeles                         South Bay                           Torrance
                   ------------------------------     ------------------------------     --------------------------
       Date          Rent PSF       Occupancy           Rent PSF       Occupancy           Rent PSF       Occupancy
-------------------------------------------------------------------------------------------------------------------
       1992           $5.08           88.2%                N/A           87.1%                N/A            86.6%
       1993           $4.47           88.0%                N/A           87.3%                N/A            89.1%
       1994           $4.65           90.1%                N/A           89.3%                N/A            91.7%
       1995           $4.83           90.0%                N/A           89.8%                N/A            89.3%
       1996           $5.17           91.8%              $5.25           91.9%              $6.13            92.0%
1997 Forecast         $5.63           92.8%              $6.13           96.8%              $7.15            93.8%
===================================================================================================================
Source:  Torto Wheaton Research
===================================================================================================================

MARKET RENT TRENDS

In addition to the Torto Wheaton Research and KOLL surveys, a number of rent comparables have been surveyed in order to identify the performance trends within the subject's immediate submarket. CB Commercial surveyed competitive properties and lease transactions for comparison to the subject. The selected comparable rentals are summarized in the following summary chart.

===================================================================================================================
                         COMPARABLE RENTALS SUMMARY - PRENTISS PROPERTIES PORTFOLIO
-------------------------------------------------------------------------------------------------------------------
Comp. No.              Location          Size (GBA)      Base Rent        Exp. Reimb.         TI's        Pct. Occ.
-------------------------------------------------------------------------------------------------------------------
  1         2271-2341 W. 250th
            Street, Torrance, CA         115,000 SF    $0.69 - $0.75           5%           Negotiable       96%
  2         370 Amapola Avenue,
            Torrance, CA                  99,000 SF    $0.68 - $0.85           5%           Negotiable       75%
  3         SWC Earl Street &
            Spencer Street,
            Torrance, CA                  80,000 SF        $0.79               7%           Negotiable       74%
  4         373-385 Van Ness
            Avenue, Torrance, CA         327,000 SF    $0.85 - $1.15           5%           Negotiable       93%
  5         3547-3555 Voyager Street,
            Torrance, CA                  65,000 SF    $0.85 - $1.00     Modified Gross     Negotiable       96%
-------------------------------------------------------------------------------------------------------------------
Compiled by:  CB Commercial
===================================================================================================================

The asking rental rates of the comparables range from $8.16 to $13.80 per square foot on a modified gross basis. Quoted occupancy rates range from 74% to 96%. Rental rates appear to be increasing, and there is a considerable amount of new and planned construction in market at this time. Please refer to the Addenda for details on recent construction trends.

--------------------------------------------------------------------------------

================================================================================
                                               COMPETITIVE MARKET TREND ANALYSIS
--------------------------------------------------------------------------------

MARKET EXPENSE RATES

The following expense data is reported for the local market area:

================================================================================
                       PRENTISS PROPERTIES PORTFOLIO
                             COMPARABLE EXPENSE DATA
--------------------------------------------------------------------------------
                                                         COMP 1
                                         ---------------------------------------

Location:                                             Torrance, CA
NRA (SF):                                               152,142
Expense Year:                                 1995                    1996
Effective Gross Income PSF:                  $10.19                   $9.99

Unit of Comparison                             PSF                     PSF
                                         ---------------         ---------------
Expenses
    Real Estate Taxes                         $0.66                   $0.78
    Insurance                                 $0.49                   $0.48
    General Operating*                        $0.74                   $0.65
    Allowance for Replacements                $0.00                   $0.00
    Management Fees                           $0.25                   $0.27
                                         ---------------         ---------------
Total Expenses                                $2.14                   $2.18

    *  Includes CAM, maintenance and repairs, administrative, and other.
--------------------------------------------------------------------------------
Source: Actual operating statements and NAIOP 1996
Compiled By: CB Commercial
================================================================================

MARKET CAPITAL EXPENDITURES

The rent comparables surveyed reported the following capital expenditures for new and renewal leases:

--------------------------------------------------------------------------------

================================================================================
                                               COMPETITIVE MARKET TREND ANALYSIS
--------------------------------------------------------------------------------

================================================================================
                           CAPITAL EXPENSES
--------------------------------------------------------------------------------
Capital Expense Category                                  Range Reported
--------------------------------------------------------------------------------
Renewal Probability                                      50%    to     75%
Tenant Improvements (New Leases)*                     $4.00 PSF to $10.00 PSF
Tenant Improvements (Renewal Leases)                  $2.50 PSF to  $4.50 PSF
Weighted Average Tenant Improvements                  $3.25 PSF to  $5.88 PSF
Leasing Commissions (New Leases)                        4.0%    to    6.0%
Leasing Commissions (Renewal Leases)                    2.0%    to    3.0%
Weighted Average Leasing Commissions                    3.0%    to    3.8%
--------------------------------------------------------------------------------
*  Tenant improvement data applies to built out office space only.
Compiled By: CB Commercial
================================================================================

COMPARABLE SALES DATA AND TRENDS

The following table provides a summary of the comparable sales. A more detailed description of each transaction is included in the Addenda.

=========================================================================================================
                          IMPROVED SALE SUMMARY - PRENTISS PROPERTIES PORTFOLIO
---------------------------------------------------------------------------------------------------------
Sale No.    Location                Date of Sale   Size (GBA)   Price PSF     OCC      NOI PSF      OAR
---------------------------------------------------------------------------------------------------------
  1         17230-17258 S. Main
            Street, Carson, CA        Dec-96        108,043      $41.49       100%      $0.00       0.00%
  2         See Comments,
            Compton, CA               Jul-96      1,699,162      $38.78       100%      $3.63       9.37%
  3         2103 E. University
            Drive, Compton, CA        Jul-96        103,000      $56.12         0%      $0.00       0.00%
  4         3500 Challenger
            Street, Torrance, CA      May-96         54,000      $77.78         0%      $0.00       0.00%
  5         370-390 Amapola
            Avenue, Torrance, CA      Dec-95         95,146      $42.04        86%      $5.50      13.08%
  6         1050-1070
            Dominguez St.,
            Carson, CA                Sep-95         54,000      $35.19       100%      $4.14      11.77%
---------------------------------------------------------------------------------------------------------
Compiled by:  CB Commercial
=========================================================================================================

--------------------------------------------------------------------------------

================================================================================
                                                       MARKETABILITY CONCLUSIONS
--------------------------------------------------------------------------------

                            MARKETABILITY CONCLUSIONS

================================================================================
                          PRENTISS PROPERTIES PORTFOLIO
                                   CONCLUSIONS
--------------------------------------------------------------------------------
Category                                                   Amount
--------------------------------------------------------------------------------
Current Occupancy:                                         93.0%
Stabilized Occupancy:                                      93.0%
Estimated Absorption:                                      Market is stabilized.
Expenses (Range of Comparable Data):                       $2.14 - $2.18 PSF
Market Expenses:                                           $2.18/SF
Market Rental Rate:                                        $7.00 - $8.00 PSF
Type of Lease:                                             Industrial Gross
Tenant Impr. Range (New Leases)*:                          $4.00 - $10.00 PSF
Tenant Improvements (New Leases)*:                         $5.00/SF
Tenant Impr. Range (Renewal Leases)*:                      $2.50 - $4.50 PSF
Tenant Improvements (Renewal Leases)*:                     $2.50/SF
Leasing Commis. Range (New Leases):                        4.0% - 6.0%
Leasing Commissions (New Leases):                          5.0%
Leasing Commis. Range (Renewal Leases):                    2.0% - 3.0%
Leasing Commissions (Renewal Leases):                      2.0%
Average Lease Term                                         5 Years
--------------------------------------------------------------------------------
*  Applied to built out office area only.
Compiled By: CB Commercial
================================================================================

--------------------------------------------------------------------------------

================================================================================
                                                                         ADDENDA
--------------------------------------------------------------------------------



                                     ADDENDA



--------------------------------------------------------------------------------

================================================================================
                                            ADDENDUM A IMPROVED COMPARABLE SALES
--------------------------------------------------------------------------------



                                   Addendum A

                            IMPROVED COMPARABLE SALES



--------------------------------------------------------------------------------

====================================================================================================================================
                                               SUMMARY OF COMPARABLE INDUSTRIAL SALES
====================================================================================================================================
                                                                                                                  Sales Price
Sale                                Sale    Year     Building                    Site Size   Percent    Sales      Per SF of
 No.       Name / Location          Date    Built    Size (SF)       Type         (Acre)     Office     Price      Bldg Area     OAR
====================================================================================================================================
  1   17230-17258 S. MAIN STREET   12/96    1987      108,043    Business Park      4.69       12     $ 4,483,000    $41.49      N/A
      17230-17258 S. Main Street
      Carson, CA

  2   Boston Properties Portfolio   7/96    1967    1,699,162    Distribution      78.81        7%    $65,900,000    $38.78    9.37%
      See Comments
      Compton, CA

  3   Bowne Industries             07/96    1991      103,000    Research/Develop   5.20     24.3%    $ 5,780,000    $56.12      N/A
      2103 E. University Drive
      Compton, CA

  4   Aurora                       05/96    1995       54,000    Research/Develop   2.48     44.4%    $ 4,200,000    $77.78      N/A
      3500 Challenger Street
      Torrance, CA

  5   Torrance Tech Park           12/95    1986       95,146    Business Park      4.44        70    $ 4,000,000    $42.04   13.08%
      370-390 Amapola Avenue
      Torrance,  CA

  6   1050-1070 Dominguez St.      09/95    1975       54,000    Business Park       N/A       N/A    $ 1,900,000    $35.19   11.77%
      Carson, CA
------------------------------------------------------------------------------------------------------------------------------------
Compiled by: CB Commercial
------------------------------------------------------------------------------------------------------------------------------------

                                                 INDUSTRIAL BUILDING SALE      1
================================================================================

Location Data

     Property Name:                     17230-17258 S. MAIN STREET
     Location:                          17230-17258 S. Main Street
     City:                              Carson
     County:                            Los Angeles
     State/Zip:                         California  90746
     Assessor's Parcel No(s):           6126-009-021
     Atlas Reference:                   734-C7

Physical Data

     Type:                              Business Park
     Land Area:                         4.690 Acres
     Gross Building Area:               108,043 SF
     Number of Buildings:               N/A
     Percent Office Area:               12
     Percent Air Conditioned:           12
     Clear Ceiling Height:              24
     Year Built                         1987
     Land/Building Ratio:               1.89:1
     Sprinklered:                       Yes
     Rail Access:                       No
     Condition:                         Average
     Exterior Walls:                    Concrete Tilt-Up
     Column Spacing:                    N/A
     Loading:                           DH(10) RAMP(6)
     Parking:                           1:1000

Sale Data

     Transaction Type:                  Escrow
     Date of Transaction:               12/96
     Marketing Time:                    N/A
     Grantor:                           TRAMMELL CROW
     Grantee:                           N/A
     Document No.:                      N/A
     Sale Price:                        $4,483,000
     Financing:                         Not Available
     Cash Equivalent Price:             $0
     Required Capital Cost:             $4,483,000
     Adjusted Sales Price:              $4,483,000
     Verification:                      LISTING BROKER

Financial Data

     Assumptions & Forecast:            N/A
     Occupancy at Sale:                 100
     Existing or Pro Forma Income:      N/A
                                        TOTAL          P.S.F.
                                        -----          ------
     Potential Gross Income:            N/A            N/A
     Vacancy and Credit Loss:           N/A            N/A
     Effective Gross Income:            N/A            N/A
     Expenses:                          N/A            N/A
     Net Operating Income:              N/A            N/A

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                 INDUSTRIAL BUILDING SALE      1
================================================================================

Analysis

     Buyers Underwriting Criteria:      Other
     Overall Capitalization Rate (OAR): N/A%
     Projected IRR:                     N/A%
     Effective Gross Multiplier (EGIM): N/A
     Operating Expense Ratio (OER):     N/A%
     Price Per Square Foot:             $41.49

Comments

      This sale represents the current escrow of a multitenant industrial park located at 17230-17258 South Main Street in the city of Carson. This building is a portion of the Centre-Pointe development constructed by Trammell Crow. Access to this facility is good as Main Street is a major arterial that provides direct access to the Artesia Freeway less than one-block to the south. Improvements consist of a single, concrete tilt-up, industrial building that was constructed in 1987 and contains approximately 108,043 square feet of rentable area. The office buildout totals approximately 12 percent Building amenities include a 24 foot clear height, a calculated sprinkler system, six ramp loading doors, ten dock high loading doors, and 1.0 parking spaces per 1,000 square feet of building area. The minimum unit size is 5,727 square feet. The property is currently in escrow for $4,483,785, or $41.50 per square foot. The property was reported to be on the market for three months prior to the agreed upon sale. Net operating income was not available. The property is scheduled to close escrow in December 1996.

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                 INDUSTRIAL BUILDING SALE      2
================================================================================

Location Data

     Property Name:                     Boston Properties Portfolio
     Location:                          See Comments

     City:                              Compton
     County:                            Los Angeles
     State/Zip:                         California  90220
     Assessor's Parcel No(s):           N/A
     Atlas Reference:                   734-735, F-J7

Physical Data

     Type:                              Distribution
     Land Area:                         78.810 Acres
     Gross Building Area:               1,699,162 SF
     Number of Buildings:               11
     Percent Office Area:               7%
     Percent Air Conditioned:           7%
     Clear Ceiling Height:              20'-24'
     Year Built:                        1967
     Land/Building Ratio:               2.02:1
     Sprinklered:                       Yes
     Rail Access:                       Yes
     Condition:                         Good
     Exterior Walls:                    Tilt-Up Pre-Cast
     Column Spacing:                    N/A
     Loading:                           Dock High & Ground level
     Parking:                           N/A

Sale Data

     Transaction Type:                  Sale
     Date of Transaction:               7/96
     Marketing Time:                    4 months
     Grantor:                           Boston Properties Portfolio
     Grantee:                           South Bay Industrials Company L.L.C.
     Document No.:                      1135695
     Sale Price:                        $65,900,000
     Financing:                         Cash to Seller
     Cash Equivalent Price:             $65,900,000
     Required Capital Cost:             $0
     Adjusted Sales Price:              $65,900,000
     Verification:                      Confidential

Financial Data

     Assumptions & Forecast:            N/A
     Occupancy at Sale:                 100%
     Existing or Pro Forma Income:      Pro Forma
                                        TOTAL          P.S.F.
                                        -----          ------
     Potential Gross Income:            $7,814,603     $4.60
     Vacancy and Credit Loss:           $  117,219     $0.07
     Effective Gross Income:            $7,697,384     $4.53
     Expenses:                          $1,524,220     $0.90
     Net Operating Income:              $6,173,164     $3.63


--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                 INDUSTRIAL BUILDING SALE      2
================================================================================

Analysis

     Buyers Underwriting Criteria:
     Overall Capitalization Rate (OAR): 9.37%
     Projected IRR:                     N/A%
     Effective Gross Multiplier (EGIM): 8.56
     Operating Expense Ratio (OER):     19.80%
     Price Per Square Foot:             $38.78

Comments

     This represents the July 1996 purchase of eleven warehouse/distribution buildings totaling 1,699,162 square feet located in Compton. The improvements were constructed between 1967 and 1984 and were in good condition. The buildings have clear heights ranging from 20 to 24 feet. On an aggregate basis, the project has a seven percent office build-out. Loading is predominantly provided by dock-high doors. At the time of sale, this project was leased to 12 tenants with sizes ranging between 21,344 and 380,582 square feet. This property was purchased for $65,900,000. This equates to $38.18 per square foot. The original purchase price was $66,000,000; however, the sales price was adjusted $100,000 for deferred maintenance. Based on pro-forma income, the indicated overall capitalization rate is 9.37 percent. The individual buildings are listed on the next page.


--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                 INDUSTRIAL BUILDING SALE      3
================================================================================

Location Data

     Property Name:                     Bowne Industries
     Location:                          2103 E. University Drive

     City:                              Compton
     County:                            Los Angeles
     State/Zip:                         California  90220
     Assessor's Parcel No(s):           7318-009-028,071
     Atlas Reference:                   764-J2

Physical Data

     Type:                              Research/Develop
     Land Area:                         5.200 Acres
     Gross Building Area:               103,000 SF
     Number of Buildings:               1
     Percent Office Area:               24.3%
     Percent Air Conditioned:           24.3%
     Clear Ceiling Height:              22'
     Year Built:                        1991
     Land/Building Ratio:               2.20:1
     Sprinklered:                       Yes
     Rail Access:                       No
     Condition:                         Good
     Exterior Walls:                    Concrete Tilt-Up
     Column Spacing:                    N/A
     Loading:                           GL(1)
     Parking:                           N/A

Sale Data

     Transaction Type:                  Sale
     Date of Transaction:               07/96
     Marketing Time:                    N/A
     Grantor:                           Heidelberg USA, Inc.
     Grantee:                           Bowne of Los Angeles
     Document No.:                      1230915
     Sale Price:                        $5,780,000
     Financing:                         Cash to Seller
     Cash Equivalent Price:             $5,780,000
     Required Capital Cost:             $0
     Adjusted Sales Price:              $5,780,000
     Verification:                      Buyer

Financial Data

     Assumptions & Forecast:            N/A
     Occupancy at Sale:                 N/A
     Existing or Pro Forma Income:      N/A
                                        TOTAL          P.S.F.
                                        -----          ------
     Potential Gross Income:            N/A            N/A
     Vacancy and Credit Loss:           N/A            N/A
     Effective Gross Income:            N/A            N/A
     Expenses:                          N/A            N/A
     Net Operating Income:              N/A            N/A

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                 INDUSTRIAL BUILDING SALE      3
================================================================================

Analysis

     Buyers Underwriting Criteria:
     Overall Capitalization Rate (OAR): N/A%
     Projected IRR:                     N/A%
     Effective Gross Multiplier (EGIM): N/A
     Operating Expense Ratio (OER):     N/A%
     Price Per Square Foot:             $56.12

Comments

     This is the July 1996 sale of a 103,000 square foot research and development building, located in the city of Compton. The buyer is an owner/user who purchased the building for $5,780,000 or $56.12 per square foot. The building has a 24.3-percent office buildout, 22-foot clear height, and one ground level door. The building also included 16,000 square feet of office mezzanine area.

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                 INDUSTRIAL BUILDING SALE      4
================================================================================

Location Data

     Property Name:                     Aurora
     Location:                          3500 Challenger Street

     City:                              Torrance
     County:                            Los Angeles
     State/Zip:                         California  90503
     Assessor's Parcel No(s):           7352-019-026,027
     Atlas Reference:                   763-D2

Physical Data

     Type:                              Research/Develop
     Land Area:                         2.480 Acres
     Gross Building Area:               54,000 SF
     Number of Buildings:               1
     Percent Office Area:               44.4%
     Percent Air Conditioned:           44.4%
     Clear Ceiling Height:
     Year Built:                        1995
     Land/Building Ratio:               2.00:1
     Sprinklered:                       Yes
     Rail Access:                       No
     Condition:                         Good
     Exterior Walls:                    Concrete Tilt-Up
     Column Spacing:                    N/A
     Loading:                           DH(2) GL(1)
     Parking:                           N/A

Sale Data

     Transaction Type:                  Sale
     Date of Transaction:               05/96
     Marketing Time:                    N/A
     Grantor:                           Halo Pacific Limited Partnership
     Grantee:                           Aurora Corporation of America
     Document No.:                      0681837
     Sale Price:                        $4,200,000
     Financing:                         Cash to Seller
     Cash Equivalent Price:             $4,200,000
     Required Capital Cost:             $0
     Adjusted Sales Price:              $4,200,000
     Verification:

Financial Data

     Assumptions & Forecast:            N/A
     Occupancy at Sale:                 N/A
     Existing or Pro Forma Income:      N/A
                                        TOTAL          P.S.F.
                                        -----          ------
Potential Gross Income:                 N/A            N/A
Vacancy and Credit Loss:                N/A            N/A
Effective Gross Income:                 N/A            N/A
Expenses:                               N/A            N/A
Net Operating Income:                   N/A            N/A

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                 INDUSTRIAL BUILDING SALE      4
================================================================================

Analysis

     Buyers Underwriting Criteria:
     Overall Capitalization Rate (OAR): N/A%
     Projected IRR:                     N/A%
     Effective Gross Multiplier (EGIM): N/A
     Operating Expense Ratio (OER):     N/A%
     Price Per Square Foot:             $77.78

Comments

     This is the May 1996 sale of a 54,000 square foot research and development building, located in the city of Torrance. The building had a 44-percent office buildout, two dock high door, one ground level doors and 12,000 square feet of finished mezzanine. The buyer purchased the building for $4,200,000 or $77.78 per square foot. The seller received all cash.

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                 INDUSTRIAL BUILDING SALE      5
================================================================================

Location Data

     Property Name:                     Torrance Tech Park
     Location:                          370-390 Amapola Avenue
     City:                              Torrance
     County:                            Los Angeles
     State/Zip:                         California
     Assessor's Parcel No(s):           7352-018-048
     Atlas Reference:                   763, G/4

Physical Data

     Type:                              Business Park
     Land Area:                         4.440 Acres
     Gross Building Area:               95,146 SF
     Number of Buildings:               2
     Percent Office Area:               70
     Percent Air Conditioned:           70
     Clear Ceiling Height:              24'
     Year Built:                        1986
     Land/Building Ratio:               2.03:1
     Sprinklered:                       N/A
     Rail Access:                       No
     Condition:                         Good
     Exterior Walls:                    Tilt-Up Pre-Cast
     Column Spacing:                    N/A
     Loading:                           Grade level (21)
     Parking:                           281, 3.0/1000

Sale Data

     Transaction Type:                  Sale
     Date of Transaction:               12/95
     Marketing Time:                    3 months
     Grantor:                           Sanwa Bank California
     Grantee:                           Torrance Amapola Business Pk
                                          Prtnrs (et al)
     Document No.:                      1995341
     Sale Price:                        $4,000,000
     Financing:                         Cash to Seller
     Cash Equivalent Price:             $4,000,000
     Required Capital Cost              $0
     Adjusted Sales Price:              $4,000,000
     Verification:                      Selling Broker

Financial Data

     Assumptions & Forecast:            N/A
     Occupancy at Sale:                 86
     Existing or Pro Forma Income:      Pro Forma
                                        TOTAL          P.S.F.
                                        -----          ------
     Potential Gross Income:            $915,864       $9.63
     Vacancy and Credit Loss:           $128,221       $1.35
     Effective Gross Income:            $787,643       $8.28
     Expenses:                          $264,347       $2.78
     Net Operating Income:              $523,296       $5.50

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                 INDUSTRIAL BUILDING SALE      5
================================================================================

Analysis

     Buyers Underwriting Criteria:
     Overall Capitalization Rate (OAR): 13.08%
     Projected IRR:                     N/A%
     Effective Gross Multiplier (EGIM): 5.08
     Operating Expense Ratio (OER):     33.56%
     Price Per Square Foot:             $42.04

Comments

     This comparable represents the December 1995 sale of a 95,146-square-foot multitenant industrial building. The property is located at the northeast corner of Amapola Street and 205th Street. This location is in the northern portion of the city of Torrance. The property is approximately one and one-quarter miles south of the San Diego Freeway (Interstate 405) and approximately two miles west of the Harbor Freeway (Interstate 110). Direct access to both freeways is easily accessible (although distant). This building is located in a small industrial park. Surrounding land uses consist of newer warehouse/distribution buildings that are oriented to smaller tenants. In the immediate area, there is evidence of new construction. This building was constructed in 1986. It has 56,602 square feet of ground floor office space, 10,000 square feet of office mezzanine space (included in the building area), a 24-foot clear height, and ground-level loading. This property was sold by a financial institution who acquired it through foreclosure. It marketed for less than three months before being purchased by an investor for $4,000,000, or $42.04 per square foot. At the time of sale, the building was 86 percent leased. Actual net operating income was reported to be $421,464, or $5.48 per square foot. This indicates an overall capitalization rate equal to 13.0 percent based on pro forma income. This sale involved a $700,000 (18 percent) cash downpayment and a $3,300,000 (82 percent) first trust deed held by Fremont Investment and Loan. Terms of this financing were unavailable.

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                 INDUSTRIAL BUILDING SALE      6
================================================================================


Location Data

     Property Name:
     Location:                          1050-1070 Dominguez St.

     City:                              Carson
     County:                            Los Angeles
     State/Zip:                         California
     Assessor's Parcel No(s):           N/A
     Atlas Reference:                   N/A

Physical Data

     Type:                              Business Park
     Land Area:                         N/A
     Gross Building Area:               54,000 SF
     Number of Buildings:               2
     Percent Office Area:               N/A
     Percent Air Conditioned:           N/A
     Clear Ceiling Height:
     Year Built:                        1975
     Land/Building Ratio:               N/A
     Sprinklered:                       N/A
     Rail Access:                       N/A
     Condition:
     Exterior Walls:
     Column Spacing:                    N/A
     Loading:                           N/A
     Parking:                           N/A

Sale Data

     Transaction Type:                  Sale
     Date of Transaction:               09/95
     Marketing Time:                    N/A
     Grantor:                           N/A
     Grantee:                           N/A
     Document No.:                      N/A
     Sale Price:                        $1,900,000
     Financing:
     Cash Equivalent Price:             $1,900,000
     Required Capital Cost:             $0
     Adjusted Sales Price:              $1,900,000
     Verification:

Financial Data

     Assumptions & Forecast:            N/A
     Occupancy at Sale:                 100%
     Existing or Pro Forma Income:      N/A
                                        TOTAL          P.S.F.
                                        -----          ------
     Potential Gross Income:            N/A            N/A
     Vacancy and Credit Loss:           N/A            N/A
     Effective Gross Income:            N/A            N/A
     Expenses:                          N/A            N/A
     Net Operating Income:              $223,560       $4.14

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                 INDUSTRIAL BUILDING SALE      6
================================================================================

Analysis

     Buyers Underwriting Criteria:
     Overall Capitalization Rate (OAR): 11.77%
     Projected IRR:                     N/A%
     Effective Gross Multiplier (EGIM): N/A
     Operating Expense Ratio (OER):     N/A%
     Price Per Square Foot:             $35.19

Comments

     This Improved Sale represents the September 1995 purchase of a two-building business park totaling 54,000 square feet. The property is located in the city of Carson, in the South Bay area of Los Angeles County. This property is one-half mile northeast of the San Diego Freeway (Interstate 405). It is in an industrial area just east of the South Bay Pavilion at Carson, a small regional mall. The buildings were constructed in approximately 1975. The average unit size is roughly 2,000 square feet. At the time of sale, the project was 100 percent leased. It was purchased for $1,900,000. This equates to $35.19 per square foot. Based on income in-place, and after deducting a 10.0 percent vacancy and collection loss, an overall capitalization rate of 11.8 percent is indicated. The buyer made a 25 percent downpayment, with the remaining balance carried by a third party financial institution.


--------------------------------------------------------------------------------
                                  CB COMMERCIAL

================================================================================
                                                         ADDENDUM B DEMOGRAPHICS
--------------------------------------------------------------------------------



                                   Addendum B

                                  DEMOGRAPHICS



--------------------------------------------------------------------------------

                                Atlas MarketQuest
                                 Summary Report

CBC 7547.2501 Houston Galleria                                   Page 1 of 1
Area 1 = Torrance, CA                                                 8/7/97

--------------------------------------------------------------------------------
Description                                USA Totals         Area 1
--------------------------------------------------------------------------------
  1990 Population                         248,709,873        133,107
  1996 Population                         265,411,137        138,669
  % White                                        79.0           66.8
  % Black                                        12.2            1.9
  % American Indian                               0.9            0.4
  % Asian                                         3.6           28.1
  % Other                                         4.3            2.9
  % Hispanic                                     10.3           11.3

1996 Population by Age:
  % 0-5                                           8.6            6.7
  % 6-13                                         11.3            9.2
  % 14-17                                         5.4            4.0
  % 18-20                                         4.7            3.5
  % 21-24                                         5.8            4.5
  % 25-34                                        14.5           15.2
  % 35-44                                        15.7           18.2
  % 45-54                                        12.3           14.3
  % 55-64                                         8.5           10.4
  % 65-74                                         7.3            8.4
  % 75-84                                         4.5            4.4
  % 85 +                                          1.4            1.3
  Median Age Total Population                    34.9           38.6

1990 Households                            91,947,410         52,615
1996 Households                            98,045,317         54,187
1996 Average Household Size                      2.64           2.54
1996 Household Income:
  % $0-9,999                                     12.3            5.8
  % $10,000-$14,999                               7.8            4.1
  % $15,000-$24,999                              14.7            8.0
  % $25,000-$34,999                              14.1           10.4
  % $35,000 -$49,999                             18.2           16.7
  % $50,000-$74,999                              17.7           21.8
  % $75,000 - $ 99,999                            7.6           14.9
  % $100,000 - $149,999                           5.3           13.7
  % $150,000+                                     2.4            4.7
1996 Median Household Income ($)               35,822         55,328
1996 Median Family Income ($)                  42,040         66,342
1990 Median Home Value ($)                     79,098        339,972
1990 Median Contract Rent ($)                     374            740

1990 % White Collar Workers                      58.1           74.3
1990 % Blue Collar Workers                       26.2           17.0
1990 % HS Graduate/Some College                  54.9           56.4
1990 % Bachelor/Graduate Degree                  20.3           31.2

Area defined by Place

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                   Page 1 of 9
Area 1 = Torrance, CA                                                 8/7/97

--------------------------------------------------------------------------------
Description                                                Area 1
--------------------------------------------------------------------------------

1996 Socio-Economic Measure:                                   79
1996 Employment:                                           94,303

Population:
  2001 Projection                                         145,815
  1996 Estimate                                           138,669
  1990 Census                                             133,107
  1990 - 1996 % Change (Growth)                              4.2%

  1990 Group Quarters Population                            1,083

1996 % Population by Race:
  White                                                     66.8%
  Black                                                      1.9%
  American Indian, Eskimo & Aleut                            0.4%
  Asian or Pacific Islander                                 28.1%
  Other                                                      2.9%

  Hispanic                                                  11.3%

1990 % Population by Race:
  White                                                     73.0%
  Black                                                      1.5%
  American Indian, Eskimo & Aleut                            0.4%
  Asian or Pacific Islander                                 21.9%
  Other                                                      3.3%

  Hispanic                                                  10.1%

1996 % Population by Sex:
  Male                                                      49.0%
  Female                                                    51.0%

1990 % Population by Sex:
  Male                                                      49.1%
  Female                                                    50.9%

2001 Pop per Square Mile (Pop Density)                    7,105.6
1996 Pop per Square Mile (Pop Density)                    6,757.3
1990 Pop per Square Mile (Pop Density)                    6,486.3

Area (Square Miles)                                          20.5
Area (Square Kilometers)                                     53.2

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                   Page 2 of 9
Area 1 = Torrance, CA                                                 8/7/97

--------------------------------------------------------------------------------
Description                                                Area 1
--------------------------------------------------------------------------------

Households:
  2001 Projection                                          56,712
  1996 Estimate                                            54,187
  1990 Census                                              52,615
  1990-1996% Change (Growth)                                 3.0%

2001 Average Household Size                                  2.55
1996 Average Household Size                                  2.54
1990 Average Household Size                                  2.51

2001 Per Capita Income                                    $30,371
1996 Per Capita Income                                    $26,145
1990 Per Capita Income                                    $22,193

2001 Median Family Income                                 $77,176
1996 Median Family Income                                 $66,342
1990 Median Family Income                                 $56,601

2001 Median Household Income                              $64,363
1996 Median Household Income                              $55,328
1990 Median Household Income                              $47,204

2001 Average Household Income                             $77,509
1996 Average Household Income                             $66,385
1990 Average Household Income                             $55,459

1996 % Household Income:
  $0-$9,999                                                  5.8%
  $10,000-$ 14,999                                           4.1%
  $15,000-$ 24,999                                           8.0%
  $25,000-$ 34,999                                          10.4%
  $35,000-$ 49,999                                          16.7%
  $50,000-$ 74,999                                          21.8%
  $75,000-$ 99,999                                          14.9%
  $100,000-$ 149,999                                        13.7%
  $150,000+                                                  4.7%

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                   Page 3 of 9
Area 1 = Torrance, CA                                                 8/7/97

--------------------------------------------------------------------------------
Description                                                Area 1
--------------------------------------------------------------------------------

1990 % Household Income:
  $0-$9,999                                                  7.1%
  $10,000-$14,999                                            4.9%
  $15,000-$ 24,999                                           9.8%
  $25,000-$34,999                                           13.1%
  $35,000-$49,999                                           17.8%
  $50,000-$74,999                                           23.9%
  $75,000-$99,999                                           12.8%
  $100,000-$149,999                                          7.9%
  $150,000+                                                  2.8%

1996 % Population by Age:
  0-5                                                        6.7%
  6-13                                                       9.2%
  14-17                                                      4.0%
  18-20                                                      3.5%
  21-24                                                      4.5%
  25-34                                                     15.2%
  35-44                                                     18.2%
  45-54                                                     14.3%
  55-64                                                     10.4%
  65-74                                                      8.4%
  75-84                                                      4.4%
  85+                                                        1.3%
  Median Age Total Population                                38.6
  Median Age Adult Population                                44.2

1990 % Population by Age:
  0-5                                                        7.2%
  6-13                                                       8.7%
  14-17                                                      4.5%
  18-20                                                      3.7%
  21-24                                                      5.5%
  25-34                                                     19.3%
  35-44                                                     16.6%
  45-54                                                     12.1%
  55-64                                                     10.4%
  65-74                                                      7.5%
  75-84                                                      3.3%
  85+                                                        1.2%
  Median Age Total Population                                35.6
  Median Age Adult Population                                41.6

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                   Page 4 of 9
Area 1 = Torrance, CA                                                 8/7/97

--------------------------------------------------------------------------------
Description                                                Area 1
--------------------------------------------------------------------------------

1996 % Female Population by Age:
  0-5                                                        6.4%
  6-13                                                       8.9%
  14-17                                                      3.8%
  18-20                                                      3.3%
  21-24                                                      4.3%
  25-34                                                     14.7%
  35-44                                                     17.6%
  45-54                                                     14.3%
  55-64                                                     10.5%
  65-74                                                      8.9%
  75-84                                                      5.3%
  85+                                                        2.0%
  Female Median Age Total Population                         39.7
  Female Median Age Adult Population                         45.4

1990 % Female Population by Age:
  0-5                                                        6.9%
  6-13                                                       8.4%
  14-17                                                      4.3%
  18-20                                                      3.6%
  21-24                                                      5.3%
  25-34                                                     18.4%
  35-44                                                     16.6%
  45-54                                                     12.0%
  55-64                                                     10.4%
  65-74                                                      8.1%
  75-84                                                      4.2%
  85+                                                        1.7%
  Female Median Age Total Population                         36.8
  Female Median Age Adult Population                         42.7

1990 % Hispanic Population by Type:
  Not of Hispanic Origin                                    89.9%
  Mexican                                                    6.1%
  Puerto Rican                                               0.4%
  Cuban                                                      0.5%
Other Hispanic                                               3.1%

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                   Page 5 of 9
Area 1 = Torrance, CA                                                 8/7/97

--------------------------------------------------------------------------------
Description                                                Area 1
--------------------------------------------------------------------------------

1990 % Population Enrolled in School (Age 3 & Over):
  Preprimary School                                          7.5%
  Elementary and High School                                55.9%
  College                                                   36.6%

  Total School Enrollment                                  33,102

1990 % Educational Attainment (Age 25 & Over):
  Less than Grade 9                                          3.8%
  Grade 9-12 (No Diploma)                                    8.5%
  High School Graduate or Equivalency                       23.7%
  Some College (No Degree)                                  23.8%
  Associate Degree                                           8.9%
  Bachelor Degree                                           21.1%
  Graduate or Professional Degree                           10.1%

1990 % Employment Status:

  Total Labor Force:
    Armed Forces                                             0.3%
    Civilian:
      Employed                                              66.8%
      Unemployed                                             2.8%
  Not In Labor Force                                        30.2%

  Female Labor Force:
    Armed Forces                                             0.1%
    Civilian:
      Employed                                              57.9%
      Unemployed                                             2.5%
  Not In Labor Force                                        39.6%

1990 % Working Mothers:
  Child less than 6 Only                                    17.3%
  Child 6-17 Only                                           39.1%
  Child less than 6 & 6-17                                   9.6%
  Nonworking Mothers                                        33.9%

  Total Mothers                                            14,876

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                   Page 6 of 9
Area 1 = Torrance, CA                                                 8/7/97

--------------------------------------------------------------------------------
Description                                                Area 1
--------------------------------------------------------------------------------

1990 % Industry Employment:
  Agriculture/Forestry/Fishing                               0.8%
  Mining                                                     0.1%
  Construction                                               4.8%
  Manufacturing:
    Nondurable Goods                                         4.1%
    Durable Goods                                           21.4%
  Transportation                                             5.6%
  Communications & Public Utilities                          2.2%
  Wholesale Trade                                            5.5%
  Retail Trade                                              15.5%
  Finance/Insurance/Real Estate                              7.6%
  Services:
    Business & Repair                                        5.8%
    Personal                                                 3.0%
    Entertainment & Recreation                               1.7%
    Health                                                   6.2%
    Educational                                              6.4%
    Other Professional & Related                             6.3%
  Public Administration                                      3.0%
  Total                                                    72,981

1990 % Occupation:
  Executive & Managerial                                    19.4%
  Professional Specialty                                    18.2%
  Technical Support                                          4.6%
  Sales                                                     13.3%
  Administrative Support                                    18.7%
  Service: Private Household                                 0.3%
  Service: Protective                                        1.6%
  Service: Other                                             6.2%
  Farming, Forestry & Fishing                                0.7%
  Precision Production, Craft & Repair                      10.2%
  Machine Operator, Assemblers &                             2.9%
  Inspectors
  Transportation & Material Moving                           2.0%
  Laborers                                                   1.7%

  White Collar Total                                        74.3%
  Blue Collar Total                                         17.0%

  Total Employed                                           72,981

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                   Page 7 of 9
Area 1 = Torrance, CA                                                 8/7/97

--------------------------------------------------------------------------------
Description                                                Area 1
--------------------------------------------------------------------------------

1990 % Marital Status:
  Total Male:                                              53,852
    Never Married                                           32.3%
    Married                                                 55.8%
    Separated                                                1.7%
    Widowed                                                  2.1%
    Divorced                                                 8.1%

  Total Female:                                            56,708
    Never Married                                           23.3%
    Married                                                 52.7%
    Separated                                                2.0%
    Widowed                                                 10.6%
    Divorced                                                11.4%

1990 Households by Type:
  One Person Households                                    13,286
  Two or more Person Households:
    Family Households:
      Married Couple                                       28,455
      Male Householder                                      2,004
      Female Householder                                    4,881
    Nonfamily Households                                    3,989

1990 Family Households With Children
  Married Couple Family                                    12,442
  Male Householder                                            783
  Female Householder                                        2,473

1990 Population by Household Type:
  Family Households                                       109,705
  Nonfamily Households                                     22,319

1990 Households With:
  Children Under 18                                        15,862
  Persons Over 65                                          11,322
  Householder Over 65                                       9,722

1990 Average Family Size                                     3.04

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                   Page 8 of 9
Area 1 = Torrance, CA                                                 8/7/97

--------------------------------------------------------------------------------
Description                                                Area 1
--------------------------------------------------------------------------------

1990 Median Home Value                                   $339,972
1990 Average Home Value                                  $355,989
1990 Median Contract Rent                                    $740
1990 Average Contract Rent                                   $785

1990 Persons In Unit:
  1 Person Units                                           13,286
  2 Person Units                                           18,076
  3 Person Units                                            9,119
  4+ Person Units                                          20,715

1990 Housing Unit Counts:
  Total Units                                              54,927
    % Occupied                                              95.8%
    % Vacant                                                 4.2%
    % Year Round                                             4.0%
    % Seasonal                                               0.2%
  Occupied Units                                           52,615
    % Owner Occupied                                        56.3%
    % Renter Occupied                                       43.7%
  Vacant Units                                              2,312
    % Year Round of Vacant Units                            95.6%
    % Seasonal of Vacant Units                               4.4%

1990 Total Housing Units in Structure                      54,927
  1, Detached                                               53.7%
  1, Attached                                                5.7%
  2,                                                         0.9%
  3-9                                                        9.5%
  10-49                                                     15.8%
  50+                                                       11.5%
  Mobile Home or Trailer                                     2.0%
  Other                                                      0.9%

1990 Owner Occupied Housing Units by                       29,616
Year Built
  Built 1985 to March, 1990                                  7.2%
  Built 1980 to 1984                                         3.2%
  Built 1970 to 1979                                        10.4%
  Built 1960 to 1969                                        20.6%
  Built 1950 to 1959                                        47.7%
  Built 1949 or Earlier                                     10.8%

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                   Page 9 of 9
Area 1 = Torrance, CA                                                 8/7/97

--------------------------------------------------------------------------------
Description                                                Area 1
--------------------------------------------------------------------------------

1990 % Means of Transportation to Work:
  Car, Truck or Van:
    Drove Alone                                             82.4%
    Carpooled                                               10.5%
  Public Transportation                                      1.5%
  Other Means                                                3.4%
  Worked at Home                                             2.3%

1990 % Travel Time to Work:
  0-14 Minutes                                              27.8%
  15-29 Minutes                                             37.7%
  30-59 Minutes                                             28.3%
  60-89 Minutes                                              5.2%
  90+ Minutes                                                1.0%

1990 Households by Number of Vehicles:
  1 Vehicle                                                16,575
  2 Vehicles                                               22,185
  3 Vehicles                                                8,079
  4 Vehicles                                                2,388
  5 or More Vehicles                                          869

Area defined by Place

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

================================================================================
                                          ADDENDUM C TORTO WHEATON RESEARCH DATA
--------------------------------------------------------------------------------



                                   Addendum C

                           TORTO WHEATON RESEARCH DATA



--------------------------------------------------------------------------------

                                                                     Los Angeles
--------------------------------------------------------------------------------
LOS ANGELES
--------------------------------------------------------------------------------

Overview The population of the Los Angeles metropolitan statistical area was 9.17 million making it the largest in the country and the largest market that we follow as of the end of first quarter 1996.

                        The Los Angeles, CA MSA consists of Los Angeles County. The central cities are Los Angeles, Long Beach, Pasadena and Lancaster.

                        The median per capita personal income in 1995 for the MSA was $23,028 which is 1% below the national level. The cost of doing business is 14% higher than the national average.

                        Industries concentrated in Los Angeles include motion picture production, personnel supply services and business services. By comparing the percentage of total employment each industry commands to the national percentage we can determine some of the highly concentrated industries.

                        The top major employers of the area include Hughes Aircraft, McDonnell Douglas Corporation, Northrop Grumman, Kaiser Permanente, and Bank of America. Other employers include Pacific Bell, Walt Disney and TRW Space and & Electronics Group.

                        The following table gives a basic overview of the Los Angeles Industrial Market statistics, by building type. Manufacturing facilities comprise the largest part (48.0%) of the market, with warehouses next at 42.2%. Availability ranges from 6.8% in manufacturing space to 13.8% in R & D properties. Los Angeles's total industrial availability ranks 24th in the nation, while it ranks 18th in rent level.

                        --------------------------------------------------------
                          Total
                        Industrial   Warehouse     R & D   Manufacturing   Other
--------------------------------------------------------------------------------
       Base (SFxl000)     803,534     339,036     28,057      385,852     50,589
         Availability      8.2%        10.2%       13.8%       6.8%        2.5%
Current TW Rent Index      $5.17       $5.17       $7.33        n/a         n/a
   Availability Rank*       24          27          41          31          17
           Rent Rank*       18          18          22          n/a         n/a
                        --------------------------------------------------------
                        * Rank out of 53 MSAs


Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

                                     VI. 451

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------

THE ECONOMY             Of the markets we follow, Los Angeles ranks 2nd in terms
                        of number of jobs, employing an estimated 3.9 million
[GRAPHIC OMITTED]       total workers. Over the last 10 years employment has on
                        average remained unchanged, while in the last year it grew by 2.2%. The average figures for our 53 MSAs are 1.5% and 2.0%, respectively.

                        While all sectors of an economy are important, it is the manufacturing and distribution sectors that are most relevant to the industrial market. Because these sectors utilize space very differently, we do not combine them into one 'industrial employment' category, but treat them separately in our analysis.

                        Table 1 below presents the current employment levels and location quotients for the major industry categories as well as historic growth rates over the last 10 years, last four quarters, and forecasted rates for the next 10 years.

Table 1:  Employment Levels and Growth Rates by Industry

                                  --------------------------------------------------------------------------------------------------
                                                                      Average Annual Growth Rates: Los Angeles & 52 MSA
                                    Employment     Location       Last 10 Years           Last 4 Quarters           Next 10 Years
                                  Levels (x1000)   Quotient   Los Angeles   52 MSAs    Los Angeles   52 MSAs    Los Angeles  52 MSAs
------------------------------------------------------------------------------------------------------------------------------------
FIRE                                   223.80       0.83         -1.6         0.6         -0.2         1.1         -0.2         1.0
Government (Civilian)                  530.08       0.94          0.8         1.2         -0.6         0.2          0.1         0.6
Manufacturing                          634.13       1.26         -3.2        -1.1          0.2         0.4         -0.4        -0.1
Retail Trade                           594.18       0.89         -0.3         1.4          1.8         2.3          1.5         1.8
Services                              1260.19       1.04          2.2         3.7          4.5         3.4          2.5         2.8
Transportation & Public Utilities      205.90       0.95          0.2         1.6          0.4         1.3          0.4         1.2
Wholesale Trade                        274.93       1.15         -0.5         1.0          3.9         2.3          0.6         1.3
                                  --------------------------------------------------------------------------------------------------
Total Employment                      3852.22                     0.0         1.5          2.2         2.0          1.1         1.6
                                  --------------------------------------------------------------------------------------------------
Distribution Employment                327.80       1.16         -0.2         1.4          3.7         2.4          0.7         1.4
                                  --------------------------------------------------------------------------------------------------

                                  Source:   Regional Financial Associates, CBC/Torto Wheaton Research
                                  Data as of 1st Quarter, 1995

-------------------------------------
Economic Performance
Rank out of 52]
-------------------------------------
Total Employment:
current level                      2
-------------------------------------
Total Employment:
% growth over last 10 years        49
-------------------------------------
Total Employment:
% growth over last year            24
-------------------------------------
Total Employment:
% growth next 10 years             46
-------------------------------------

                        Manufacturing employment in Los Angeles currently stands at 634,130 workers. Over the last 10 years it has declined 3.2% annually, while in the last year it has grown 0.2%. Distribution employment is currently at a level of 327,800 workers. It has averaged an annual decrease of 0.2% over the last 10 years, with a increase of 3.7% in the last year.

                        Although historic employment information provides an important context in which to understand an economy, the direction and magnitude of future employment growth is of vital importance. The forecast from Regional Financial Associates for total employment in Los Angeles calls for an annual growth of 1.1% over the next 10 years. Note especially the contrast of the future rate with the 0.0% average growth rate for the last 10 years.


Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

                                                                     Los Angeles
--------------------------------------------------------------------------------

MARKET TRENDS           With changes in distribution systems in the last 15
                        years, there has been much interest in the increasing consolidation of distribution into large warehouses
                        ('big boxes') in central locations. With this consolidation there will be 'winning' markets providing warehousing to 'losing' markets. By following trends in localization and specialization, the effects of the new distribution systems can be more fully understood.

Warehouse               Localization occurs when distribution employment grows
                        more quickly in the MSA than in the nation.
                        Specialization is a measure of the percentage of total employment devoted to distribution. Areas with high specialization in distribution and those with increasing localization in distribution are likely providing warehousing for a larger region.

                        The following graph shows the level of specialization in Los Angeles and the Nation. Because the slope of Los Angeles's graph is not falling as fast as that of the Nation, we see that warehousing is becoming localized in Los Angeles.

Distribution
Employment                              [GRAPHIC OMITTED]
Specialization

Manufacturing           Much discussion has been generated by the decline of
                        manufacturing in the United States. The question arises as to how the manufacturing sector of real estate can survive while manufacturing employment has been shrinking so steadily. The answer lies in productivity.
                        While there are fewer workers manufacturing goods, each worker is producing more each year. It is the goods produced that require space for manufacturing and storage.

                        The following graph shows a times series of the level of manufacturing employment, along with our productivity index for Los Angeles: both are indexed to 100 in 1980. The Productivity Index is a measure of output per manufacturing worker.

Relative
Productivity vs.                        [GRAPHIC OMITTED]
Mfg Employment
1980=100


Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------

THE                     Our Outlook for the Los Angeles MSA is presented here on
INDUSTRIAL              an annual frequency, and in the next table on a
OUTLOOK                 semiannual frequency.

Table 2:  Annual History and Forecast

                 --------------------------------------------------------------------------------------------------------
                                     Employment                                    Net       Avail.     TW Rent Index
                 Productivity    Mfg    Distribution     Stock     Completions Absorption     Rate    Level    Inflation
                    Index      (x1000)     (x1000)     (SFx1000)    (SFx1000)   (SFx1000)     (%)      ($)        (%)
-------------------------------------------------------------------------------------------------------------------------
 History    1977         42.2     824.9         278.6     579,275       17,765
            1978         40.7     889.5         300.9     604,132       24,857                           1.95
            1979         40.9     925.2         312.1     634,089       29,957                   3.4     2.54        30.3
            1980         40.5     898.6         308.8     655,567       21,478      17,470       3.9     3.13        23.2

            1981         42.0     921.6         309.6     668,561       12,994      16,499       3.3     3.26         4.2
            1982         45.9     855.4         299.4     679,122       10,561        -654       4.9     3.43         5.2
            1983         46.5     846.8         304.2     686,357        7,235       7,567       4.8     3.62         5.5
            1984         48.8     859.0         323.3     695,135        8,778       9,052       4.7     3.84         6.1

            1985         49.5     867.7         330.4     709,567       14,432       5,238       5.9     4.23        10.2
            1986         48.9     879.6         335.6     727,358       17,791      20,378       5.4     4.45         5.2
            1987         54.5     887.4         341.3     747,530       20,172      15,345       5.9     4.89         9.9
            1988         56.5     871.1         355.1     765,391       17,861      11,450       6.6     5.13         4.9

            1989         55.4     857.9         361.9     780,328       14,937      15,511       6.4     5.32         3.7
            1990         55.3     829.9         349.9     791,168       10,840     -12,007       9.2     5.60         5.3
            1991         54.3     767.0         330.0     796,351        5,183      -8,832      10.9     5.34        -4.6
            1992         53.2     709.4         309.8     799,327        2,976      -4,542      11.8     5.08        -4.9

            1993         54.3     652.9         297.6     800,352        1,025        -697      12.0     4.47       -12.0
            1994         55.6     643.5         304.4     801,095          743      17,477       9.9     4.65         4.0
            1995         55.6     633.0         316.2     801,808          713       7,859       9.0     4.83         3.9
            1996         56.6     634.1         327.8     803,534        1,726       7,999       8.2     5.17         7.0

Forecast    1997         57.7     638.7         331.3     806,573        3,039      11,127       7.2     5.63         8.9
            1998         58.2     632.9         333.7     812,532        5,960       7,017       7.0     6.03         7.1
            1999         58.0     626.7         335.7     820,056        7,523       1,723       7.6     6.34         5.1
            2000         57.9     625.0         337.7     827,749        7,694       1,018       8.4     6.57         3.6
            2001         58.2     623.6         339.5     835,425        7,676       2,046       9.0     6.76         2.9
            2002         58.1     620.4         341.2     842,993        7,569       1,766       9.6     6.91         2.2
-------------------------------------------------------------------------------------------------------------------------

Historic and
Forecasted                    [GRAPHIC OMITTED]

Rent
Inflation


Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

                                                                     Los Angeles
--------------------------------------------------------------------------------

Table 3:  Semiannual History and Forecast

                 -------------------------------------------------------------------------------------------------
                     Mfg      Distribution                               Net
                 Employment    Employment     Stock     Completions  Absorption   Availability    TW Rent Index
                   (x1000)      (x1000)     (SFx1000)    (SFx1000)    (SFx1000)     Rate (%)    Nominal    Real*
------------------------------------------------------------------------------------------------------------------
 History  1991.1       793.8         335.1      794,497        3,329      -5,717          10.3      5.47      6.39
          1991.2       767.0         330.0      796,351        1,854      -3,115          10.9      5.34      6.14

          1992.1       732.5         317.0      798,337        1,986      -6,214          11.9      5.21      5.91
          1992.2       709.4         309.8      799,327          990       1,672          11.8      5.08      5.67

          1993.1       681.7         300.9      799,993          666      -1,813          12.1      4.77      5.25
          1993.2       652.9         297.6      800,352          359       1,116          12.0      4.47      4.86

          1994.1       640.8         299.1      800,757          405       5,161          11.4      4.56      4.90
          1994.2       643.5         304.4      801,095          338      12,316           9.9      4.65      4.93

          1995.1       638.5         310.3      801,381          286       5,066           9.3      4.74      4.94
          1995.2       633.0         316.2      801,808          427       2,793           9.0      4.83      4.99

          1996.1       636.2         323.9      802,449          641       2,188           8.8      4.99      5.06
          1996.2       634.1         327.8      803,534        1,085       5,811           8.2      5.17      5.17

Forecast  1997.1       637.5         329.5      804,645        1,111       5,705           7.6      5.40      5.31
          1997.2       638.7         331.3      806,573        1,928       5,422           7.2      5.63      5.45

          1998.1       636.8         332.7      809,210        2,637       4,349           6.9      5.84      5.56
          1998.2       632.9         333.7      812,532        3,323       2,668           7.0      6.03      5.65

          1999.1       629.5         334.5      816,231        3,698       1,162           7.3      6.20      5.71
          1999.2       626.7         335.7      820,056        3,825         561           7.6      6.34      5.75

          2000.1       624.8         336.8      823,902        3,847         479           8.0      6.46      5.76
          2000.2       625.0         337.7      827,749        3,847         539           8.4      6.57      5.76

          2001.1       624.7         338.6      831,580        3,831         945           8.7      6.67      5.76
          2001.2       623.6         339.5      835,425        3,845       1,101           9.0      6.76      5.74

          2002.1       621.9         340.4      839,262        3,838       1,009           9.3      6.84      5.71
          2002.2       620.4         341.2      842,993        3,731         757           9.6      6.91      5.68
------------------------------------------------------------------------------------------------------------------

*    Real rents shown in 1996 dollars.

-------------------------------------
Economic Performance
[ILLEGIBLE]
-------------------------------------
Distribution Employment:
  Avg. Forecast Growth Rate        49
-------------------------------------
Manufacturing Employment:
  Avg. Forecast Growth Rate        39
-------------------------------------
Availability: Current              24
-------------------------------------
Availability: End-of-Forecast      40
-------------------------------------

                        Los Angeles is the 2nd largest industrial market we follow in terms of size, and has grown 7.2 million square feet since 1991. Net absorption has averaged 2.8 million square feet per six-month period for the last five years, and is forecasted to average 2.1 million square feet per six-month period over the forecast horizon. Real rents, i.e., rents adjusted for inflation as of the second half of 1996, average $5.17 currently; they are expected to rise to $5.68 by the end of our forecast period.


Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------

Relative
Distribution Employment       [GRAPHIC OMITTED]
Performance
1986=100


Relative
Net Absorption                [GRAPHIC OMITTED]
Performance
(Demand/Occupied Stock)

                                                                     Los Angeles
--------------------------------------------------------------------------------

Relative
Completions                   [GRAPHIC OMITTED]
Performance


Availability Rates
vs                            [GRAPHIC OMITTED]
Real Rents


Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------

THE                     Tables 4 through 7 present our forecast for the
SUBMARKET               submarkets of Los Angeles over the next 24 months. We
OUTLOOK                 employ a 'shared-down' approach in our submarket
                        forecasts, based on both current and historical market factors. From these market factors we determine the probability that tenants will lease space or investors will build new space, within each submarket. The probabilities are then applied to our overall metro forecast to derive the share of net absorption or completions.

Table 4:  Submarket Forecast of Demand


[NOTE:  THE LAST TWO COLUMNS OF THE NEXT 6 TABLES WERE SET NEW]


                                                           Current and Historic Factors                          2-Yr Forecast
                                    -----------------------------------------------------------------------   ---------------------
                                    Current                Long-Term Avg.*            3-Year Avg.             Estimated Avg.
                                    Occupied    Percent      Annual Net    Percent    Annual Net    Percent    Annual Net    Percent
                                     Stock         of        Absorption      of       Absorption      of       Absorption      of
                                    (x1000)      Metro         (x1000)      Metro      (x1000)       Metro      (x1000)       Metro
                                    -----------------------------------------------------------------------   ---------------------
                  ANTELOPE VALLEY
------------------------------------------------------------------------------------------------------------------------------------
                        Lancaster       742       0.1            32         0.5           35         0.3           42         0.5
                         Palmdale       373       0.1            20         0.3           18         0.2           58         0.7
                                    -----------------------------------------------------------------------   ---------------------
     Subtotal for Antelope Valley     1,115       0.2            53         0.8           53         0.5          110         1.2
                                    -----------------------------------------------------------------------   ---------------------
                      DOWNTOWN LA
------------------------------------------------------------------------------------------------------------------------------------
                             Bell     2,688       0.4            17         0.2          -75        -0.7          201         2.2
                     Bell Gardens     2,520       0.3            11         0.2           56         0.5           65         0.7
                         Commerce    46,441       6.3           308         4.4        1,530        13.9          205         2.3
                           Cudahy     1,360       0.2             4         0.1          -27        -0.2           99         1.1
                 East Los Angeles     1,853       0.3            -0         0.0           -3         0.0            5         0.1
                  Huntington Park     4,580       0.6            -5        -0.1         -156        -1.4          161         1.8
             Los Angeles/Downtown   105,806      14.3           -53        -0.8         -110        -1.0          141         1.6
                          Maywood       853       0.1             7         0.1          -16        -0.1           53         0.6
                       Montebello    10,872       1.5           134         1.9          216         2.0          181         2.0
                      Pico Rivera     6,015       0.8            10         0.1          271         2.5          111         1.2
                       South Gate     9,048       1.2            68         1.0          264         2.4           96         1.1
                           Vernon    47,326       6.4           129         1.9          301         2.7          263         3.1
                                    -----------------------------------------------------------------------   ---------------------
         Subtotal for Downtown LA   239,362      32.4           633         9.0        2,251        20.6        1,601        17.8
                                    -----------------------------------------------------------------------   ---------------------
                     MID-COUNTIES
------------------------------------------------------------------------------------------------------------------------------------
                          Artesia       301       0.0            -0         0.0           -2         0.0           37         0.4
                       Bellflower       429       0.1            12         0.2           38         0.3           59         0.6
                         Cerritos    13,360       1.8           164         2.3          257         2.3          187         2.1
                           Downey     8,046       1.1            65         0.9           14         0.1           79         0.9
                        La Mirada    10,159       1.4            89         1.3          304         2.8          229         2.5
                         Lakewood       617       0.1             5         0.1           12         0.1           36         0.4
                          Norwalk     2,554       0.3            10         0.2           34         0.3           46         0.5
                        Paramount     7,082       1.0           108         1.5           18         0.2          146         1.6
                 Santa Fe Springs    37,658       5.1           843        12.0          623         5.7          299         3.3
                         Whittier     5,124       0.7            17         0.2            9         0.1          107         1.2
                                    -----------------------------------------------------------------------   ---------------------
        Subtotal for Mid-Counties    85,330      11.6         1,315        18.7        1,307        11.9        1,225        13.5
                                    -----------------------------------------------------------------------   ---------------------
              SAN FERNANDO VALLEY
------------------------------------------------------------------------------------------------------------------------------------
                          Burbank    12,790       1.7            54         0.8          240         2.2          114         1.3
                   Central Valley    29,482       4.0           120         1.7        1,020         9.3          216         2.4
                         Glendale     7,981       1.1            26         0.4          131         1.2           90         1.0
                 Northeast Valley    24,755       3.4           377         5.4          740         6.7          214         2.4
                         Pasadena     4,865       0.7            20         0.3          199         1.8           29         0.3
                      West Valley    32,440       4.4           397         5.7          143         1.3          321         3.5
                                    -----------------------------------------------------------------------   ---------------------
        Subtotal for San Fernando   112,313      15.3           995        14.3        2,473        22.5          984        10.9
                                    -----------------------------------------------------------------------   ---------------------
             SANTA CLARITA VALLEY
------------------------------------------------------------------------------------------------------------------------------------
                   Canyon Country       389       0.1            25         0.4            7         0.1          n/a         n/a
                          Newhall        56       0.0             1         0.0            0         0.0          n/a         n/a
                           Saugus     1,035       0.1            -2         0.0          -39        -0.4          106         1.2
                         Valencia     8,500       1.2           428         6.1          301         2.7          269         3.0
                                    -----------------------------------------------------------------------   ---------------------
Subtotal for Santa Clarita Valley     9,980       1.4           452         6.5          269         2.4          405         4.5
                                    -----------------------------------------------------------------------   ---------------------


Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

                                                                     Los Angeles
--------------------------------------------------------------------------------

Table 4:  Submarket Forecast of Demand, (cont)

                                                           Current and Historic Factors                          2-Yr Forecast
                                    -----------------------------------------------------------------------   ---------------------
                                    Current                Long-Term Avg.*            3-Year Avg.             Estimated Avg.
                                    Occupied    Percent      Annual Net    Percent    Annual Net    Percent    Annual Net    Percent
                                     Stock         of        Absorption      of       Absorption      of       Absorption      of
                                    (x1000)      Metro         (x1000)      Metro      (x1000)       Metro      (x1000)       Metro
                                    -----------------------------------------------------------------------   ---------------------
               SAN GABRIEL VALLEY
------------------------------------------------------------------------------------------------------------------------------------
                         Alhambra     3,089       0.4            19         0.3          -18        -0.2           59         0.6
                          Arcadia       773       0.1            17         0.2          -31        -0.3           78         0.9
                            Azusa     5,971       0.8           101         1.5          -13        -0.1          178         2.0
                     Baldwin Park     2,950       0.4           121         1.7           51         0.5           60         0.7
                 City of Industry    52,418       7.1         1,064        15.2        1,108        10.1          393         4.3
                        Claremont       599       0.1            19         0.3            9         0.1          n/a         n/a
                           Covina     1,897       0.3            18         0.3          101         0.9           54         0.6
                      Diamond Bar        99       0.0             3         0.1          -10        -0.1          n/a         n/a
                  Duarte/Monrovia     4,746       0.6            59         0.9           20         0.2          144         1.6
                         El Monte     8,618       1.2            65         0.9           15         0.1           76         0.8
      Glendora/San Dimas/La Verne     3,674       0.5           111         1.6          -63        -0.6          284         3.1
                        Irwindale     6,314       0.9           190         2.7           28         0.3          150         1.7
                    Monterey Park     1,591       0.2             8         0.1          -29        -0.3           86         0.9
                           Pomona    15,304       2.1           345         4.9          299         2.7          214         2.4
                         Rosemead       893       0.1            -0         0.0           -3         0.0           13         0.1
                      San Gabriel       661       0.1            -4        -0.1           34         0.3           58         0.6
                   South El Monte     5,237       0.7            30         0.4          133         1.2           71         0.8
                      Temple City       157       0.0            -3        -0.1            7         0.1           84         0.9
                           Walnut     2,207       0.3            77         1.1           25         0.2           19         0.2
                                    -----------------------------------------------------------------------   ---------------------
  Subtotal for San Gabriel Valley   117,198      15.9         2,247        32.0        1,663        15.1        2,095        23.0
                                    -----------------------------------------------------------------------   ---------------------

                        SOUTH BAY
------------------------------------------------------------------------------------------------------------------------------------
                           Carson    26,238       3.6           280         4.0          508         4.6          284         3.1
                          Compton    18,214       2.5            88         1.3          374         3.4          265         2.9
                       El Segundo    11,200       1.5            16         0.2          124         1.1           75         0.8
                          Gardena    21,275       2.9           182         2.6          330         3.0          231         2.5
                      Harbor City     1,356       0.2            -5        -0.1            7         0.1           66         0.7
                        Hawthorne     9,644       1.3           -12        -0.2          158         1.4           71         0.8
                        Inglewood     3,293       0.4            40         0.6          105         1.0          198         2.2
                LA Unincorporated     1,506       0.2            15         0.2          195         1.8          123         1.4
                         Lawndale       275       0.0             0         0.0            9         0.1           15         0.2
                       Long Beach    14,951       2.0           108         1.6           59         0.5          181         2.0
            Los Angeles/South Bay    10,859       1.5            31         0.5          183         1.7          179         2.0
                          Lynwood     3,696       0.5            47         0.7          150         1.4          110         1.2
                 Rancho Dominguez    16,490       2.2           222         3.2          381         3.5          306         3.4
                    Redondo Beach     2,175       0.3            -2         0.0           91         0.8           30         0.3
                        San Pedro     1,344       0.2             1         0.0            4         0.0            0         0.0
                      Signal Hill     1,562       0.2            23         0.3          -66        -0.6          168         1.8
                         Torrance    24,611       3.3           253         3.6          371         3.4          245         2.7
                       Wilmington     3,454       0.5            27         0.4           15         0.1          123         1.4
                                    -----------------------------------------------------------------------   ---------------------
           Subtotal for South Bay   172,143      23.3         1,319        18.9        2,998        27.3        2,670        29.4
                                    -----------------------------------------------------------------------   ---------------------

                                    -----------------------------------------------------------------------   ---------------------
               LOS ANGELES TOTALS   737,441     100.0         7,018       100.0       11,014       100.0        9,072       100.0
                                    -----------------------------------------------------------------------   ---------------------

* Long term net absorption is an estimate of net absorption over the last 15 years. See the Appendix for a complete methodology.

--------------------------------------------------------------------------------

We provide forecasts only in those submarkets where we have determined that there is sufficient stock of space or where there is currently space under construction.


Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------

Table 5:  Submarket Forecast of Supply

                                                          Current and Historic Factors                            2-Yr Forecast
                                    -----------------------------------------------------------------------   ---------------------
                                    Historic Avg.                                                             Estimated Avg.
                                       Annual      Percent     SF Under    Percent     Projects     Percent      Annual      Percent
                                     Completions     of      Construction    of        Planned        of       Completions     of
                                       (x1000)      Metro      (x1000)      Metro       (x1000)      Metro       (x1000)      Metro
                                    -----------------------------------------------------------------------   ---------------------
                  ANTELOPE VALLEY
------------------------------------------------------------------------------------------------------------------------------------
                        Lancaster          35       0.3            0         0.0            56        0.7           12          0.3
                         Palmdale          23       0.2            0         0.0           456        5.8           35          0.6
                                    -----------------------------------------------------------------------   ---------------------
     Subtotal for Antelope Valley          58       0.6            0         0.0           512        6.5           47          1.1
                                    -----------------------------------------------------------------------   ---------------------
                      DOWNTOWN LA
------------------------------------------------------------------------------------------------------------------------------------
                             Bell          38       0.3            0         0.0             0        0.0            9          0.2
                     Bell Gardens          17       0.1            0         0.0             0        0.0            4          0.1
                         Commerce         415       4.2            0         0.0           739        9.4          149          3.3
                           Cudahy          12       0.1            0         0.0             0        0.0            3          0.1
                 East Los Angeles           0       0.0            0         0.0             0        0.0            0          0.0
                  Huntington Park          31       0.3            0         0.0             0        0.0            8          0.2
             Los Angeles/Downtown         542       5.5           10         0.4           250        3.1          156          3.5
                          Maywood          11       0.1            0         0.0             0        0.0            3          0.1
                       Montebello         167       1.7            0         0.0           500        6.3           73          1.6
                      Pico Rivera          27       0.2            0         0.0            96        1.2           13          0.3
                       South Gate          82       0.8            0         0.0         1,010       12.8           86          1.9
                           Vernon         328       3.3          116         5.2           376        4.8          189          4.2
                                    -----------------------------------------------------------------------   ---------------------
         Subtotal for Downtown LA       1,670      17.2          126         5.6         2,971       37.9          693         15.5
                                    -----------------------------------------------------------------------   ---------------------
                     MID-COUNTIES
------------------------------------------------------------------------------------------------------------------------------------
                          Artesia           2       0.0            0         0.0             0        0.0            0          0.0
                       Bellflower          16       0.1            0         0.0             0        0.0            4          0.1
                         Cerritos         203       2.0            0         0.0           119        1.5           57          1.3
                           Downey          75       0.7            0         0.0           480        6.1           50          1.1
                        La Mirada         123       1.2          338        15.1             0        0.0          276          6.1
                         Lakewood           8       0.0            0         0.0             0        0.0            2          0.0
                          Norwalk          14       0.1            0         0.0             0        0.0            4          0.1
                        Paramount         128       1.3            0         0.0             0        0.0           31          0.7
                 Santa Fe Springs         958       9.8          512        22.9         1,176       15.0          683         15.2
                         Whittier          30       0.3            0         0.0            92        1.1           13          0.3
                                    -----------------------------------------------------------------------   ---------------------
        Subtotal for Mid-Counties       1,557      16.0          850        38.1         1,867       23.8        1,120         24.9
                                    -----------------------------------------------------------------------   ---------------------
              SAN FERNANDO VALLEY
------------------------------------------------------------------------------------------------------------------------------------
                          Burbank          78       0.8            0         0.0            68        0.8           24          0.6
                   Central Valley         213       2.1            0         0.0            20        0.2           53          1.2
                         Glendale          40       0.4            0         0.0             0        0.0            9          0.2
                 Northeast Valley         443       4.5            0         0.0           468        5.9          138          3.1
                         Pasadena          23       0.2            0         0.0             0        0.0            5          0.1
                      West Valley         536       5.5           46         2.0            72        0.9          169          3.8
                                    -----------------------------------------------------------------------   ---------------------
        Subtotal for San Fernando       1,333      13.7           46         2.0           628        8.0          398          8.9
                                    -----------------------------------------------------------------------   ---------------------
             SANTA CLARITA VALLEY
------------------------------------------------------------------------------------------------------------------------------------
                   Canyon Country          27       0.2            0         0.0             0        0.0          n/a          n/a
                          Newhall           2       0.0            0         0.0             0        0.0          n/a          n/a
                           Saugus           6       0.0            0         0.0             0        0.0            1          0.0
                         Valencia         456       4.6          458        20.5           434        5.5          473         10.5
                                    -----------------------------------------------------------------------   ---------------------
Subtotal for Santa Clarita Valley         491       5.0          458        20.5           434        5.5          481         10.7
                                    -----------------------------------------------------------------------   ---------------------

Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

                                                                     Los Angeles
--------------------------------------------------------------------------------

Table 5:  Submarket Forecast of Supply, (cont)

                                                          Current and Historic Factors                            2-Yr Forecast
                                    -----------------------------------------------------------------------   ---------------------
                                    Historic Avg.                                                             Estimated Avg.
                                       Annual      Percent     SF Under    Percent     Projects     Percent      Annual      Percent
                                     Completions     of      Construction    of        Planned        of       Completions     of
                                       (x1000)      Metro      (x1000)      Metro       (x1000)      Metro       (x1000)      Metro
                                    -----------------------------------------------------------------------   ---------------------
               SAN GABRIEL VALLEY
------------------------------------------------------------------------------------------------------------------------------------
                         Alhambra          24       0.2            0         0.0             0        0.0            6         0.1
                          Arcadia          24       0.2            0         0.0             0        0.0            6         0.1
                            Azusa         125       1.2            0         0.0             0        0.0           30         0.7
                     Baldwin Park         126       1.2           22         0.9             0        0.0           47         1.0
                 City of Industry       1,294      13.3          342        15.3           333        4.2          586        13.0
                        Claremont          19       0.2            0         0.0             0        0.0          n/a         n/a
                           Covina          23       0.2            0         0.0             0        0.0            5         0.1
                      Diamond Bar           6       0.0            0         0.0             0        0.0          n/a         n/a
                  Duarte/Monrovia          76       0.7            0         0.0             0        0.0           18         0.4
                         El Monte          76       0.7            0         0.0             0        0.0           18         0.4
      Glendora/San Dimas/La Verne         144       1.4           64         2.8           168        2.1           93         2.1
                        Irwindale         210       2.1            0         0.0           210        2.6           65         1.4
                    Monterey Park          15       0.1            0         0.0             0        0.0            4         0.1
                           Pomona         394       4.0            0         0.0            12        0.1           97         2.2
                         Rosemead           0       0.0            0         0.0             0        0.0            0         0.0
                      San Gabriel           0       0.0            0         0.0             0        0.0            0         0.0
                   South El Monte          39       0.4            0         0.0             0        0.0            9         0.2
                      Temple City           1       0.0            0         0.0             0        0.0            0         0.0
                           Walnut          78       0.8            0         0.0             0        0.0           19         0.4
                                    -----------------------------------------------------------------------   ---------------------
  Subtotal for San Gabriel Valley       2,674      27.5          428        19.2           723        9.2        1,009        22.3
                                    -----------------------------------------------------------------------   ---------------------
                        SOUTH BAY
------------------------------------------------------------------------------------------------------------------------------------
                           Carson         385       3.9            0         0.0           239        3.0          109         2.4
                          Compton         174       1.7            0         0.0             0        0.0           42         0.9
                       El Segundo          32       0.3            0         0.0             0        0.0            8         0.2
                          Gardena         254       2.6            0         0.0             0        0.0           62         1.4
                      Harbor City           0       0.0            0         0.0             0        0.0            0         0.0
                        Hawthorne          10       0.1            0         0.0           284        3.6           21         0.5
                        Inglewood          61       0.6            0         0.0             0        0.0           15         0.3
                LA Unincorporated          26       0.2            0         0.0             0        0.0            6         0.1
                         Lawndale           1       0.0            0         0.0             0        0.0            0         0.0
                       Long Beach         151       1.5            0         0.0             0        0.0           37         0.8
            Los Angeles/South Bay          63       0.6          320        14.3             0        0.0          248         6.5
                          Lynwood          58       0.5            0         0.0             0        0.0           14         0.3
                 Rancho Dominguez         306       3.1            0         0.0           181        2.3           87         1.9
                    Redondo Beach           0       0.0            0         0.0             0        0.0            0         0.0
                        San Pedro           1       0.0            0         0.0             0        0.0            0         0.0
                      Signal Hill          39       0.4            0         0.0             0        0.0            9         0.2
                         Torrance         336       3.4            0         0.0             0        0.0           82         1.8
                       Wilmington          40       0.4            0         0.0             0        0.0           10         0.2
                                    -----------------------------------------------------------------------   ---------------------
           Subtotal for South Bay       1,937      19.9          320        14.3           704        8.9          750        16.5
                                    -----------------------------------------------------------------------   ---------------------
               LOS ANGELES TOTALS       9,720     100.0        2,228       100.0         7,839      100.0        4,500       100.0
------------------------------------------------------------------------------------------------------------------------------------

Noteworthy Submarkets
in Los Angeles

Largest Share of
  Forecasted Demand           City of Industry

Largest Share of Fore-
  casted Completions          Santa Fe

The 3-year average annual net absorption is calculated from the current period going back 3 years. Likewise the forecast of average annual net absorption is calculated from the current period going forward 2 years. When the Outlook is produced mid-year, the time periods referenced are also mid-year time periods.


Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------

Table 6:  Submarket Rent and Availability Outlook

                                         Current and Historic Factors                       2-Yr Forecast
                                   ---------------------------------------    -----------------------------------------
                                       1993           1995          1996                            TW Rent Index
                                   Availability   Availability     TW Rent    Availability                 Avg. Annual
                                        (%)            (%)          Index          (%)         Level     Rent Inflation
                                   ---------------------------------------    -----------------------------------------
                  ANTELOPE VALLEY
-----------------------------------------------------------------------------------------------------------------------
                        Lancaster      19.6            6.1         $4.96            1.1        $5.82             8.4
                         Palmdale      23.3            9.9          n/a             5.4          n/a             n/a
                                   ---------------------------------------    -----------------------------------------
     Subtotal for Antelope Valley      20.9            7.4         $4.96            3.2        $5.83             8.4
                                   ---------------------------------------    -----------------------------------------
                      DOWNTOWN LA
-----------------------------------------------------------------------------------------------------------------------
                             Bell       8.7           16.0         $4.82            4.0        $5.58             7.6
                     Bell Gardens      11.5            5.2         $5.11            0.7        $6.01             8.4
                         Commerce      14.4            5.5         $4.64            5.2        $5.44             8.2
                           Cudahy       7.2           12.9           n/a            0.7          n/a             n/a
                 East Los Angeles       0.0            0.5           n/a            0.0          n/a             n/a
                  Huntington Park       8.8           17.5           n/a           12.0          n/a             n/a
             Los Angeles/Downtown      12.6           13.0         $5.16           13.0        $5.97             7.5
                          Maywood       4.8           10.0           n/a            0.2          n/a             n/a
                       Montebello      11.9            6.6         $4.75            4.7        $5.56             8.2
                      Pico Rivera      19.3            6.9         $5.14            3.9        $6.01             8.2
                       South Gate      10.5            3.5         $4.37            3.2        $5.14             8.4
                           Vernon      11.0            9.8         $4.39            9.4        $5.10             7.8
                                   ---------------------------------------    -----------------------------------------
         Subtotal for Downtown LA      12.4           10.2         $4.86            4.5        $5.64             7.8
                                   ---------------------------------------    -----------------------------------------
                     MID-COUNTIES
-----------------------------------------------------------------------------------------------------------------------
                          Artesia       9.9           15.0           n/a            0.0          n/a             n/a
                       Bellflower       0.0           14.7         $5.82            0.7        $6.80             8.0
                         Cerritos      11.8            6.4         $4.98            4.6        $5.83             8.2
                           Downey       3.4            3.0         $4.83            2.3        $5.68             8.5
                        La Mirada      15.8            7.6         $4.91            8.1        $5.72             8.0
                         Lakewood      15.4            9.5           n/a            0.1          n/a             n/a
                          Norwalk       7.4            3.6         $4.69            0.4        $5.52             8.5
                        Paramount       6.7            6.0         $4.93            2.9        $5.78             8.3
                 Santa Fe Springs       9.6            6.1         $5.20            7.8        $6.07             8.1
                         Whittier       6.9            6.3         $4.47            2.9        $5.23             8.2
                                   ---------------------------------------    -----------------------------------------
        Subtotal for Mid-Counties       9.7            6.1         $5.02            3.8        $5.87             8.2
                                   ---------------------------------------    -----------------------------------------
              SAN FERNANDO VALLEY
-----------------------------------------------------------------------------------------------------------------------
                          Burbank       9.4            4.5         $6.28            3.1        $7.38             8.3
                   Central Valley      17.0            7.5         $6.32            6.5        $7.38             8.0
                         Glendale       8.9            4.3         $7.26            2.4        $8.52             8.4
                 Northeast Valley      14.3            5.8         $5.87            5.2        $6.87             8.2
                         Pasadena      13.6            1.4         $7.05            0.5        $8.31             8.6
                      West Valley      10.3            9.1         $6.81            8.2        $7.92             7.9
                                   ---------------------------------------    -----------------------------------------
        Subtotal for San Fernando      12.9            6.8         $6.46           3.9        $7.55             8.1
                                   ---------------------------------------    -----------------------------------------
             SANTA CLARITA VALLEY
-----------------------------------------------------------------------------------------------------------------------
                   Canyon Country       9.2            3.7         $5.28            n/a          n/a             n/a
                          Newhall       0.0            0.0           n/a            n/a          n/a             n/a
                           Saugus       8.5           17.9           n/a            1.4          n/a             n/a
                         Valencia      11.0            5.2         $5.62            8.8        $6.57             8.1
                                   ---------------------------------------    -----------------------------------------
Subtotal for Santa Clarita Valley      10.6            6.6         $5.61            3.8        $6.56             8.1
                                   ---------------------------------------    -----------------------------------------

Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

                                                                     Los Angeles
--------------------------------------------------------------------------------

Table 6:  Submarket Rent and Availability Outlook, (cont)

                                         Current and Historic Factors                       2-Yr Forecast
                                   ---------------------------------------    -----------------------------------------
                                       1993           1996          1996                            TW Rent Index
                                   Availability   Availability     TW Rent    Availability                 Avg. Annual
                                        (%)            (%)          Index          (%)         Level     Rent Inflation
                                   ---------------------------------------    -----------------------------------------
               SAN GABRIEL VALLEY
-----------------------------------------------------------------------------------------------------------------------
                         Alhambra       2.0            4.0        $5.42            0.7        $6.37             8.4
                          Arcadia       4.2           15.1          n/a            0.4          n/a             n/a
                            Azusa       7.1            8.0        $4.68            3.4        $5.48             8.1
                     Baldwin Park       6.7            2.5        $4.79            1.6        $5.64             8.5
                 City of Industry      14.0            8.7        $4.75            9.2        $5.53             7.9
                        Claremont       4.7            0.0        $4.60            n/a          n/a             n/a
                           Covina      20.6            5.2        $4.47            0.3        $5.26             8.4
                      Diamond Bar       0.0           23.3          n/a            n/a          n/a             n/a
                  Duarte/Monrovia       8.5            7.5        $5.11            2.6        $5.98             8.2
                         El Monte       3.0            2.9        $5.29            1.6        $6.23             8.5
      Glendora/San Dimas/La Verne       8.5           14.7        $4.98            5.6        $5.77             7.7
                        Irwindale       6.6            5.7        $5.18            3.1        $6.07             8.3
                    Monterey Park       5.1            9.8        $5.16            0.5        $6.03             8.2
                           Pomona      11.8            6.3        $4.24            4.8        $4.97             8.2
                         Rosemead       1.3            2.7          n/a            0.0          n/a             n/a
                      San Gabriel      28.0           14.7        $5.65            0.0        $6.59             8.0
                   South El Monte      10.7            3.6        $5.07            1.3        $5.96             8.4
                      Temple City      58.7           42.3          n/a            0.0          n/a             n/a
                           Walnut       4.2            0.9        $5.48            1.0        $6.47             8.6
                                   ---------------------------------------    -----------------------------------------
  Subtotal for San Gabriel Valley      10.9            7.4        $4.82            3.1        $5.63             8.1
                                   ---------------------------------------    -----------------------------------------
                        SOUTH BAY
-----------------------------------------------------------------------------------------------------------------------
                           Carson      13.9            8.7        $5.08            7.4        $5.92             7.9
                          Compton      16.2           10.7        $4.86            8.5        $5.64             7.8
                       El Segundo       6.9            3.6        $5.89            2.4        $6.92             8.4
                          Gardena      11.4            7.6        $4.77            6.1        $5.57             8.0
                      Harbor City      11.0            9.7        $4.65            0.9        $5.44             8.1
                        Hawthorne      10.7            6.1        $4.43            5.1        $5.18             8.2
                        Inglewood      19.6           13.0        $6.65            3.3        $7.73             7.8
                LA Unincorporated      48.1           13.9        $4.75            0.6        $5.54             8.0
                         Lawndale      14.3            4.8          n/a            0.0         $n/a             n/a
                       Long Beach       7.6            6.6        $5.97            4.8        $6.98             8.2
            Los Angeles/South Bay      11.7            7.0        $6.09            7.9        $7.10             8.0
                          Lynwood      18.4            6.4        $2.90            1.5        $3.40             8.3
                 Rancho Dominguez      16.7           10.5        $4.54            8.0        $5.28             7.8
                    Redondo Beach      15.6            3.2        $6.83            0.5        $8.04             8.5
                        San Pedro       1.0            0.0          n/a            0.0          n/a             n/a
                      Signal Hill       6.8           17.6        $4.27            0.9        $4.95             7.7
                         Torrance      10.9            7.5        $6.13            6.2        $7.15             8.1
                       Wilmington       9.2            8.0        $4.56            2.0        $5.34             8.2
                                   ---------------------------------------    -----------------------------------------
           Subtotal for South Bay      12.7            8.1        $5.25            3.2        $6.13             8.0
                                   ---------------------------------------    -----------------------------------------

                                   ---------------------------------------    -----------------------------------------
               LOS ANGELES TOTALS      12.0            8.2        $5.17            7.0        $6.03             8.0
                                   ---------------------------------------    -----------------------------------------
-----------------------------------------------------------------------------------------------------------------------


-----------------------------------------
Noteworthy Submarkets
-----------------------------------------
Largest Forecasted
  Decrease in Avail. SF       Temple City
-----------------------------------------
Largest Forecasted            Pasadena


A forecast of availability rates is derived from a forecast of demand and supply. A new base is determined by adding the estimated new supply to the existing base, and then adding the forecast of net absorption to the occupied base to calculate a new occupied base. From this, a new availability rate may be derived. Rental rates, in turn, are dependent upon availability rates and are calculated last.


Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------

Table 7:  Properties Under Construction

The following lists properties due in 1997; the list may be incomplete.


                                   ------------------------------------------------------------------------------------------
                                                                 Size        Year      Property       Asking
                                   Name/Address/Owner            (sf)        Due         Type          Rent       Sale Price
                                   ------------------------------------------------------------------------------------------
                    DOWNTOWN LA
-----------------------------------------------------------------------------------------------------------------------------
           Los Angeles/Downtown    722 E 9th P1                 10,000       1997        Other                     $890,000
                                   Los Angeles
                                   ------------------------------------------------------------------------------------------
                         Vernon    Ids Park                     42,110       1997      Warehouse                 $2.5 million
                                   4601 District Blvd
                                   Vernon
                                   ------------------------------------------------------------------------------------------
                                   Bldg A Tpi                   45,212       1997        Other                   $2.6 million
                                   4533 Pacific Blvd
                                   Vernon
                                   ------------------------------------------------------------------------------------------
                                   Ids                          29,159       1997      Warehouse                 $1.8 million
                                   4641 District Blvd
                                   Vernon
                                   ------------------------------------------------------------------------------------------
       Subtotal for Downtown LA                                 126,481
                                   ------------------------------------------------------------------------------------------

                   MID-COUNTIES
-----------------------------------------------------------------------------------------------------------------------------
                      La Mirada    13993 Rosecrans              108,000      1997      Warehouse     $4.68 net
                                   La Mirada
                                   ------------------------------------------------------------------------------------------
                                   13939 Rosecrans              229,125      1997    Manufacturing   $4.68 net
                                   La Mirada
                                   ------------------------------------------------------------------------------------------
               Santa Fe Springs    Mid-Counties Bus.            345,750      1997      Warehouse     $4.68 net
                                   15700 Shoemaker
                                   Santa Fe Springs
                                   ------------------------------------------------------------------------------------------
                                   Mid-Counties Bus.            164,981      1997      Warehouse
                                   15700 Shoemaker
                                   Santa Fe Springs
                                   ------------------------------------------------------------------------------------------
      Subtotal for Mid-Counties                                 847,856
                                   ------------------------------------------------------------------------------------------
            SAN FERNANDO VALLEY
                                   ------------------------------------------------------------------------------------------
                    West Valley    9320 Lurline Ave             30,500       1997    Manufacturing  $7.80 gross
                                   Chatsworth
                                   ------------------------------------------------------------------------------------------
                                   9349 Oso Ave                 15,440       1997    Manufacturing  $8.28 gross
                                   Chatsworth
                                   ------------------------------------------------------------------------------------------
      Subtotal for San Fernando                                 45,940
                                   ------------------------------------------------------------------------------------------

             SAN GABRIEL VALLEY
-----------------------------------------------------------------------------------------------------------------------------
                   Baldwin Park    Bldg B                       20,677       1997      Warehouse    $6.00 gross  $1.3 million
                                   13460 Brooks
                                   Baldwin Park
                                   ------------------------------------------------------------------------------------------
               City of Industry    518 Brea Canyon              135,000      1997      Warehouse    $4.32 net   $6.8 million
                                   City Of Industry
                                   ------------------------------------------------------------------------------------------

Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

                                                                     Los Angeles
--------------------------------------------------------------------------------

Table 7:  Properties Under Construction, (cont)

The following lists properties due in 1997; the list may be incomplete.

                                   ------------------------------------------------------------------------------------------
                                                                 Size        Year      Property       Asking
                                   Name/Address/Owner            (sf)        Due         Type          Rent       Sale Price
                                   ------------------------------------------------------------------------------------------
                                   Fullerton Ind Park           40,000       1997      Warehouse                 $2.5 million
                                   18560 San Jose
                                   City Of Industry
                                   ------------------------------------------------------------------------------------------
                                   Catellus Com. Ctr.           45,776       1997      Warehouse                 $2.9 million
                                   508 Cheryl Lane
                                   City Of Industry
                                   ------------------------------------------------------------------------------------------
                                   SE Fairway Drive            120,000       1997      Warehouse
                                   City Of Industry
                                   ------------------------------------------------------------------------------------------
    Glendora/San Dimas/La Verne    468 S San Dimas              32,000       1997      Warehouse                 $1.6 million
                                   La Verne
                                   ------------------------------------------------------------------------------------------
                                   798 Palomares                16,000       1997      Warehouse                   $864,000
                                   La Verne
                                   ------------------------------------------------------------------------------------------
                                   768 Palomares                15,000       1997      Warehouse                   $825,000
                                   La Verne
                                   ------------------------------------------------------------------------------------------
Subtotal for San Gabriel Valley                                 424,453
                                   ------------------------------------------------------------------------------------------
           SANTA CLARITA VALLEY
-----------------------------------------------------------------------------------------------------------------------------
                       Valencia    Gateway I - Bldg 9           71,750       1997    Manufacturing
                                   28410 W Industry
                                   Valencia
                                   ------------------------------------------------------------------------------------------
                                   Gateway I - Bldg 5           54,060       1997    Manufacturing   $5.64 net   $3.2 million
                                   28308 W Industry
                                   Valencia
                                   ------------------------------------------------------------------------------------------
                                   28220 Industry Dr            93,000       1997    Manufacturing               $5.1 million
                                   Valencia
                                   ------------------------------------------------------------------------------------------
                                   Gateway II - Bldg            48,140       1997    Manufacturing   $5.88 net   $3.0 million
                                   28130 Harrison
                                   Valencia
                                   ------------------------------------------------------------------------------------------
                                   Gateway II - Bldg            19,155       1997    Manufacturing   $6.60 net   $1.3 million
                                   28615 Braxton
                                   Valencia
                                   ------------------------------------------------------------------------------------------
                                   Gateway II - Bldg            34,170       1997    Manufacturing   $6.24 net   $2.3 million
                                   28110 Harrison
                                   Valencia
                                   ------------------------------------------------------------------------------------------
                                   Gateway II - Bldg            115,220      1997      Warehouse
                                   27911 W Franklin
                                   Valencia
                                   ------------------------------------------------------------------------------------------
                                   Gateway I - Bldg             22,130       1997    Manufacturing   $6.60 net   $1.5 million
                                   28435 W Industry
                                   Valencia
                                   ------------------------------------------------------------------------------------------


Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------

Table 7:  Properties Under Construction, (cont)

The following lists properties due in 1997; the list may be incomplete.

                                   ------------------------------------------------------------------------------------------
                                                                 Size        Year      Property       Asking
                                   Name/Address/Owner            (sf)        Due         Type          Rent       Sale Price
                                   ------------------------------------------------------------------------------------------
                                   ------------------------------------------------------------------------------------------
Subtotal for Santa Clarita Valley                               457,625
                                   ------------------------------------------------------------------------------------------
                        SOUTH BAY
-----------------------------------------------------------------------------------------------------------------------------
            Los Angeles/South Bay    5353 W Imperial            320,000      1997      Warehouse     $9.60 net
                                     Los Angeles
                                   ------------------------------------------------------------------------------------------
           Subtotal for South Bay                               320,000
                                   ------------------------------------------------------------------------------------------


Under Construction Standings
(Rank out of 52)

SF Under Construction         15
Completions Rate              39

There is currently about 2.2 million square feet of space under construction in the Los Angeles MSA. The largest portion of the new construction (69.7%) is warehouse space, with the rest consisting of both manufacturing and other (unclassified) space.


Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

                                                                     Los Angeles
--------------------------------------------------------------------------------

CURRENT                 The Los Angeles MSA includes the seven major market
INDUSTRIAL              areas of Antelope Valley, Downtown LA, Mid-Counties, San
MARKET                  Fernando Valley, San Gabriel Valley, Santa Clarita
                        Valley, and South Bay. In our reports these are further divided into a total of seventy-one smaller submarkets defined by the local CB Commercial office. The following pages include tables and graphs displaying information for the total industrial market of Los Angeles, along with separate sections devoted to the warehouse and rental warehouse markets. Similar information is also available upon request for the manufacturing and R & D markets; our full clients receive this information as part of the Electronic Outlook.

[GRAPHIC OMITTED]       The size of the current industrial market in Los Angeles
                        is 803.5 million square feet, consisting of about 17,502
Distribution of         properties which include both single buildings and
Industrial Space        complexes. Industrial properties are often single tenant
by Tenant Type          and occupied by the owner, but there are also a
                        significant number of rental properties.

                        We classify properties as rental structures if they have more than one tenant or the single tenant is not the owner. Generally speaking, the availability rate in rental properties is higher than that in the total of industrial properties. The first graph on this page illustrates the division of total industrial space in Los Angeles into renter vs. owner/user properties.

                        The two pie charts show the distribution of all industrial space in Los Angeles by property type and by size. In today's market it is common for warehouse properties to occupy the majority of industrial space. Note how Los Angeles compares to the typical market, in which the smallest properties (below 50,000 square feet) make up the largest portion of industrial space, while the largest properties (over 400,000 square feet) form the smallest segment of the market.

[GRAPHIC OMITTED]       Finally, the bar graph at the bottom of this page
                        illustrates the pattern of construction in Los Angeles's
Distribution of         industrial market, by showing the distribution of space
Industrial Space        by age, or year built.
by Property Type


[GRAPHIC OMITTED]

Distribution of
Industrial Space
by Size (SFx1000)


[GRAPHIC OMITTED]

Distribution of Industrial Space by Age (Year Built)


Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------

Table 8:  Total Industrial Space by Submarket

                                      ---------------------------------------------------------------------
                                                    Total SF     Availability    Avg. Asking    Avg. Asking
                                      # Bldgs        (x1000)          (%)         Net Rent      Gross Rent
                                      ---------------------------------------------------------------------
                  ANTELOPE VALLEY
                                      ---------------------------------------------------------------------
                        Lancaster             35            790            6.1       n/a            n/a
                         Palmdale             15            414            9.9       n/a            n/a
                                      ---------------------------------------------------------------------
     Subtotal for Antelope Valley             50          1,204            7.4       n/a            n/a
                                      ---------------------------------------------------------------------
                      DOWNTOWN LA
                                      ---------------------------------------------------------------------
                             Bell             70          3,200           16.0       n/a           $4.83
                     Bell Gardens             68          2,658            5.2       n/a            n/a
                         Commerce            849         49,144            5.5      $4.13          $4.55
                           Cudahy             41          1,561           12.9       n/a           $3.10
                 East Los Angeles             33          1,862            0.5       n/a            n/a
                  Huntington Park            125          5,551           17.5       n/a           $3.04
             Los Angeles/Downtown          2,795        121,616           13.0      $5.38          $4.40
                          Maywood             30            948           10.0       n/a            n/a
                       Montebello            202         11,640            6.6       n/a           $4.38
                      Pico Rivera            165          6,461            6.9       n/a           $4.08
                       South Gate            189          9,376            3.5       n/a           $4.27
                           Vernon            907         52,468            9.8      $4.02          $3.89
                                      ---------------------------------------------------------------------
         Subtotal for Downtown LA          5,474        266,485           10.2      $4.78          $4.29
                                      ---------------------------------------------------------------------
                     MID-COUNTIES
                                      ---------------------------------------------------------------------
                          Artesia             16            354           15.0       n/a            n/a
                       Bellflower             20            503           14.7       n/a            n/a
                         Cerritos            272         14,273            6.4      $4.69          $4.91
                           Downey             92          8,295            3.0       n/a           $4.28
                        La Mirada            167         10,995            7.6      $5.25          $4.36
                         Lakewood             13            682            9.5       n/a           $6.26
                          Norwalk             50          2,649            3.6       n/a            n/a
                        Paramount            245          7,534            6.0       n/a           $4.87
                 Santa Fe Springs            968         40,104            6.1      $4.85          $4.94
                         Whittier            110          5,469            6.3       n/a           $5.05
                                      ---------------------------------------------------------------------
        Subtotal for Mid-Counties          1,953         90,858            6.1      $4.83          $4.78
                                      ---------------------------------------------------------------------
              SAN FERNANDO VALLEY
                                      ---------------------------------------------------------------------
                          Burbank            330         13,393            4.5      $5.62          $7.94
                   Central Valley            970         31,872            7.5      $5.65          $6.57
                         Glendale            283          8,340            4.3       n/a           $6.77
                 Northeast Valley            689         26,279            5.8      $5.79          $5.76
                         Pasadena            107          4,934            1.4       n/a            n/a
                      West Valley          1,008         35,668            9.1      $6.46          $7.68
                                      ---------------------------------------------------------------------
        Subtotal for San Fernando          3,387        120,506            6.8      $6.11          $6.85
                                      ---------------------------------------------------------------------
             SANTA CLARITA VALLEY
                                      ---------------------------------------------------------------------
                   Canyon Country             14            404            3.7       n/a            n/a
                          Newhall              3             56            0.0       n/a            n/a
                           Saugus              6          1,261           17.9       n/a            n/a
                         Valencia            232          8,966            5.2      $6.14          $7.61
                                      ---------------------------------------------------------------------
Subtotal for Santa Clarita Valley            255         10,687            6.6      $6.14          $7.61
                                      ---------------------------------------------------------------------


Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

                                                                     Los Angeles
--------------------------------------------------------------------------------

Table 8:  Total Industrial Space by Submarket, (cont)

                                      ---------------------------------------------------------------------
                                                    Total SF     Availability    Avg. Asking    Avg. Asking
                                      # Bldgs        (x1000)          (%)         Net Rent      Gross Rent
                                      ---------------------------------------------------------------------
               SAN GABRIEL VALLEY
                                      ---------------------------------------------------------------------
                         Alhambra             58          3,218            4.0       n/a            n/a
                          Arcadia             35            910           15.1       n/a           $5.88
                            Azusa            131          6,490            8.0       n/a           $5.36
                     Baldwin Park            111          3,026            2.5       n/a            n/a
                 City of Industry            820         57,413            8.7      $3.86          $4.33
                        Claremont             16            599            0.0       n/a            n/a
                           Covina             67          2,001            5.2       n/a            n/a
                      Diamond Bar              6            129           23.3       n/a            n/a
                  Duarte/Monrovia            157          5,131            7.5      $4.89          $4.54
                         El Monte            163          8,875            2.9       n/a           $4.94
      Glendora/San Dimas/La Verne            138          4,307           14.7      $6.00          $7.43
                        Irwindale            124          6,696            5.7      $6.26          $4.38
                    Monterey Park             79          1,764            9.8       n/a           $5.05
                           Pomona            288         16,333            6.3      $3.69          $3.82
                         Rosemead             26            918            2.7       n/a            n/a
                      San Gabriel             24            775           14.7       n/a           $4.34
                   South El Monte            224          5,433            3.6       n/a           $5.04
                      Temple City              9            272           42.3       n/a            n/a
                           Walnut             83          2,227            0.9       n/a            n/a
                                      ---------------------------------------------------------------------
  Subtotal for San Gabriel Valley          2,559        126,517            7.4      $4.14          $4.72
                                      ---------------------------------------------------------------------
                        SOUTH BAY
                                      ---------------------------------------------------------------------
                           Carson            449         28,738            8.7      $4.23          $4.50
                          Compton            346         20,396           10.7      $4.20          $3.96
                       El Segundo            159         11,618            3.6      $5.81           n/a
                          Gardena            699         23,025            7.6      $4.63          $4.19
                      Harbor City             56          1,502            9.7       n/a            n/a
                        Hawthorne            141         10,270            6.1      $5.60          $4.97
                        Inglewood            134          3,785           13.0      $6.69          $8.08
                LA Unincorporated             47          1,749           13.9       n/a           $6.00
                         Lawndale             17            289            4.8       n/a            n/a
                       Long Beach            452         16,008            6.6      $4.25          $5.91
            Los Angeles/South Bay            281         11,676            7.0      $7.65          $4.52
                          Lynwood             55          3,949            6.4       n/a            n/a
                 Rancho Dominguez            267         18,425           10.5      $4.50          $5.09
                    Redondo Beach             33          2,247            3.2       n/a            n/a
                        San Pedro             18          1,344            0.0       n/a            n/a
                      Signal Hill             77          1,896           17.6       n/a           $5.64
                         Torrance            510         26,606            7.5      $4.64          $8.34
                       Wilmington             83          3,754            8.0       n/a           $5.54
                                      ---------------------------------------------------------------------
           Subtotal for South Bay          3,824        187,277            8.1      $4.81          $5.20
                                      ---------------------------------------------------------------------

                                      ---------------------------------------------------------------------
               LOS ANGELES TOTALS         17,502        803,534            8.2      $4.86          $4.87
                                      ---------------------------------------------------------------------

--------------------------------------------------------------------------------

Please note that rents are quoted as either net or gross. In many areas rents in better quality space tends to be quoted as net, while rents in lower quality space tend to be quoted as gross; therefore it is not unusual for average net rents to be higher than average gross rents.

For some submarkets we have too few rents quoted to allow a meaningful average, and we show an 'n/a' for these areas. However, ALL rents are included in the total metro average rents.


Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------

HISTORIC                No market study is complete without the historical
INDUSTRIAL              perspective. This table contains annual completions and
MARKET                  availability rates for all industrial space, for the
                        last five years.

Table 9:  Historic Industrial Completions and Availability

                                   -------------------------------------------------------------------------------------------------
                                          1992                1993                1994                1995                1996
                                   Cmpltns   Avail %   Cmpltns   Avail %   Cmpltns   Avail %   Cmpltns   Avail %   Cmpltns   Avail %
                                   -------------------------------------------------------------------------------------------------
                  ANTELOPE VALLEY
------------------------------------------------------------------------------------------------------------------------------------
                        Lancaster       0      27.2       0      19.6         0      12.4         0       5.3         0       6.1
                         Palmdale      25      29.1       0      23.3         0      13.5         0       9.9         0       9.9
                                   -------------------------------------------------------------------------------------------------
     Subtotal for Antelope Valley      25      27.9       0      20.9         0      12.8         0       6.9         0       7.4
                                   -------------------------------------------------------------------------------------------------
                      DOWNTOWN LA
------------------------------------------------------------------------------------------------------------------------------------
                             Bell       0       6.0       0       8.7         0      13.1         0      12.3         0      16.0
                     Bell Gardens       0       8.3       0      11.5         0       5.4         0       3.9         0       5.2
                         Commerce     172      13.4       0      14.4        20       9.0        41       4.2       190       5.5
                           Cudahy       0      11.1       0       7.2         0       4.3         0       5.6         0      12.9
                 East Los Angeles       0       0.0       0       0.0         0       0.0         0       0.0         0       0.5
                  Huntington Park       0       5.3      11       8.8         0       7.4         0      17.1        11      17.5
             Los Angeles/Downtown     142      12.3     141      12.6        50      11.1       153      12.1       114      13.0
                          Maywood       0       7.3       0       4.8         0       4.8         0       9.8         0      10.0
                       Montebello       0      12.1       0      11.9         0       4.6         0       7.9        34       6.6
                      Pico Rivera       0      14.1       0      19.3         0      15.1         0       9.6         0       6.9
                       South Gate      28       7.6       0      10.5         0      13.0         0      13.2       153       3.5
                           Vernon       0       9.5     144      11.0        11       8.9        28       7.6       211       9.8
                                   -------------------------------------------------------------------------------------------------
         Subtotal for Downtown LA     342      11.4     296      12.4        81       9.9       222       9.4       713      10.2
                                   -------------------------------------------------------------------------------------------------
                     MID-COUNTIES
------------------------------------------------------------------------------------------------------------------------------------
                          Artesia       0      24.3       0       9.9         0       9.4         0      16.1        11      15.0
                       Bellflower       0      23.4       0       0.0         0      18.4       173      45.9         0      14.7
                         Cerritos       0      11.0       0      11.8         0       8.3         0       5.0         0       6.4
                           Downey      28       4.7       0       3.4         0       4.0         0       3.3         0       3.0
                        La Mirada       0      18.9       0      15.8         0      10.4         0       9.5         0       7.6
                         Lakewood       0       0.0       0      15.4         0      19.0         0       6.9         0       9.5
                          Norwalk       0      21.7       0       7.4         0       3.5         0       6.2         0       3.6
                        Paramount      53       8.3       0       6.7         0       5.8         0       5.8         0       6.0
                 Santa Fe Springs     931      10.7       0       9.6         0       5.0       155       6.4       360       6.1
                         Whittier       0       5.7       0       6.9         0       3.4         0       1.9         0       6.3
                                   -------------------------------------------------------------------------------------------------
        Subtotal for Mid-Counties   1,012      11.1       0       9.7         0       6.2       328       6.2       371       6.1
                                   -------------------------------------------------------------------------------------------------
              SAN FERNANDO VALLEY
------------------------------------------------------------------------------------------------------------------------------------
                          Burbank     192      11.4       0       9.4        15       9.9        15      10.5        11       4.5
                   Central Valley      16      13.1      60      17.0         0      15.0         0      13.9         0       7.5
                         Glendale       0      15.1       0       8.9         0      10.4         0       7.6         0       4.3
                 Northeast Valley      13      11.4      15      14.3         0      12.6         0       8.3        46       5.8
                         Pasadena       0      13.7       0      13.6         0      12.2         0       2.3         0       1.4
                      West Valley       0      11.1       0      10.3         0      10.9         0       8.8         0       9.1
                                   -------------------------------------------------------------------------------------------------
        Subtotal for San Fernando     221      12.1      75      12.9        15      12.3        15       9.9        57       6.8
                                   -------------------------------------------------------------------------------------------------
             SANTA CLARITA VALLEY
------------------------------------------------------------------------------------------------------------------------------------
                   Canyon Country       0       9.2       0       9.2         0       3.2         0       3.2         0       3.7
                          Newhall       0       0.0       0       0.0         0       0.0         0       0.0         0       0.0
                           Saugus       0      19.7       0       8.5         0       8.5         0      12.4         0      17.9
                         Valencia     150      17.0       0      11.0       412       7.6         0       9.3        18       5.2
                                   -------------------------------------------------------------------------------------------------
Subtotal for Santa Clarita Valley     150      16.9       0      10.6       412       7.5         0       9.4        18       6.6
                                   -------------------------------------------------------------------------------------------------


Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

                                                                     Los Angeles
--------------------------------------------------------------------------------

Table 9:  Historic Industrial Completions and Availability, (cont)

                                   -------------------------------------------------------------------------------------------------
                                          1992                1993                1994                1995                1996
                                   Cmpltns   Avail %   Cmpltns   Avail %   Cmpltns   Avail %   Cmpltns   Avail %   Cmpltns   Avail %
                                   -------------------------------------------------------------------------------------------------
               SAN GABRIEL VALLEY
------------------------------------------------------------------------------------------------------------------------------------
                         Alhambra      0       1.9         0       2.0         0       1.3         0       1.9         0       4.0
                          Arcadia      0       3.1         0       4.2         0       7.4         0       7.1         0      15.1
                            Azusa      0       6.0         0       7.1         0      10.5         0       8.5         0       8.0
                     Baldwin Park      0       7.6         0       6.7         0       6.6         0       3.4        39       2.5
                 City of Industry    716      13.0       419      14.0         0       9.1         0       8.1       326       8.7
                        Claremont      0       1.2         0       4.7         0       4.8         0       0.0         0       0.0
                           Covina      0       3.9         0      20.6         0      20.2         0      10.7         0       5.2
                      Diamond Bar      0      20.5         0       0.0         0       0.0         0      18.6         0      23.3
                  Duarte/Monrovia     12      12.5         0       8.5         0      12.5        11       7.7         0       7.5
                         El Monte     61       3.5         0       3.0         0       3.0        27       4.3         0       2.9
      Glendora/San Dimas/La Verne      0       6.3         0       8.5         0       9.4        55      11.5        12      14.7
                        Irwindale     14      12.8         0       6.6         0       7.7         0       1.8        10       5.7
                    Monterey Park      0       3.4         0       5.1         0       4.4         0       5.4         0       9.8
                           Pomona     12      12.5         0      11.8         0      11.3         0       8.6         0       6.3
                         Rosemead      0       4.7         0       1.3         0       1.3         0       5.3         0       2.7
                      San Gabriel      0      30.7         0      28.0         0      33.6         0      35.5         0      14.7
                   South El Monte     14       8.0         0      10.7        10      10.1         0       8.1         0       3.6
                      Temple City      0      49.0         0      58.7         0      27.6         0       7.7         0      42.3
                           Walnut      0       6.4         0       4.2         0       6.0         0       5.4         0       0.9
                                   -------------------------------------------------------------------------------------------------
  Subtotal for San Gabriel Valley    829      10.6       419      10.9        10       9.0        93       7.5       387       7.4
                                   -------------------------------------------------------------------------------------------------
                        SOUTH BAY
------------------------------------------------------------------------------------------------------------------------------------
                           Carson      0      16.5        58      13.9         0      14.4         0      13.4         0       8.7
                          Compton      0      15.1         0      16.2         0      12.8         0      11.5         0      10.7
                       El Segundo      0       8.1         0       6.9         0       5.8         0       5.2         0       3.6
                          Gardena      0       8.6       143      11.4       129       7.5         0       9.1         0       7.6
                      Harbor City      0      16.2         0      11.0         0       9.7         0       2.5         0       9.7
                        Hawthorne      0       7.5         0      10.7         0      10.6         0       9.2         0       6.1
                        Inglewood      0      20.3        34      19.6        96      14.5         0      13.5         0      13.0
                LA Unincorporated      0      59.3         0      48.1         0      39.7         0      15.6         0      13.9
                         Lawndale      0       6.0         0      14.3         0       4.7         0       5.1         0       4.8
                       Long Beach      0      10.2         0       7.6         0       7.4         0       6.9         0       6.6
            Los Angeles/South Bay    250      10.6         0      11.7         0      13.9         0      12.4         0       7.0
                          Lynwood      0      19.7         0      18.4         0      14.0         0       8.2         0       6.4
                 Rancho Dominguez     90      13.7         0      16.7         0      11.5         0      11.8         0      10.5
                    Redondo Beach      0      21.0         0      15.6         0       7.8         0       2.9         0       3.2
                        San Pedro      0       1.0         0       1.0         0       0.0         0       0.0         0       0.0
                      Signal Hill     14       5.6         0       6.8         0       9.5         0      12.0         0      17.6
                         Torrance      0      13.4         0      10.9         0       8.3        55       9.9       180       7.5
                       Wilmington     43       7.7         0       9.2         0       8.3         0      10.7         0       8.0
                                   -------------------------------------------------------------------------------------------------
           Subtotal for South Bay    397      12.9       235      12.7       225      10.7        55      10.2       180       8.1
                                   -------------------------------------------------------------------------------------------------

                                   -------------------------------------------------------------------------------------------------
               LOS ANGELES TOTALS  2,976      11.8     1,025      12.0       743       9.9       713       9.0     1,726       8.2
                                   -------------------------------------------------------------------------------------------------


Availability Rates                 [GRAPHIC OMITTED]
1992-1996


Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------

CURRENT
WAREHOUSE
MARKET

The warehouse segment currently comprises about 42.2% of the total Los Angeles industrial market, and approximately 63.9% of all space built in the last five years. The table below gives a snapshot of the warehouse market as of the end of the fourth quarter, and the following table displays its distribution by age and size of building.

Table 10:  Warehouse Space by Submarket

                                      ----------------------------------------------------------------------------------
                                                    Total SF     Availability    Avg. Asking    Avg. Asking      TW Rent
                                      # Bldgs        (x1000)          (%)         Net Rent      Gross Rent        Index
                                      ----------------------------------------------------------------------------------
                  ANTELOPE VALLEY
                                      ----------------------------------------------------------------------------------
                        Lancaster         14            325           12.6           n/a            n/a           $4.96
                         Palmdale          8            200           20.5           n/a            n/a            n/a
                                      ----------------------------------------------------------------------------------
     Subtotal for Antelope Valley         22            525           15.6           n/a            n/a           $4.96
                                      ----------------------------------------------------------------------------------

                      DOWNTOWN LA
                                      ----------------------------------------------------------------------------------
                             Bell         24            926           18.3           n/a           $5.10          $4.82
                     Bell Gardens         10            751            7.9           n/a            n/a           $5.12
                         Commerce        188         16,824           10.3          $4.04          $4.51          $4.65
                           Cudahy          7            151           57.0           n/a            n/a            n/a
                  Huntington Park         26            795           25.0           n/a           $3.65           n/a
             Los Angeles/Downtown        488         23,679           21.3          $6.50          $4.15          $5.17
                          Maywood          2             63          100.0           n/a            n/a            n/a
                       Montebello         48          4,967            9.0           n/a           $4.67          $4.76
                      Pico Rivera         24          1,590           14.0           n/a           $4.02          $5.14
                       South Gate         18            522           15.7           n/a            n/a           $4.38
                           Vernon        219         20,235           12.7          $4.03          $4.07          $4.39
                                      ----------------------------------------------------------------------------------
         Subtotal for Downtown LA      1,054         70,503           15.2          $5.20          $4.22          $4.77
                                      ----------------------------------------------------------------------------------

                     MID-COUNTIES
                                      ----------------------------------------------------------------------------------
                          Artesia         10            234           16.7           n/a            n/a            n/a
                       Bellflower         17            390           16.9           n/a            n/a           $5.83
                         Cerritos        153          8,828            7.7          $4.83          $4.69          $4.99
                           Downey         36          2,117           11.8           n/a           $4.28          $4.83
                        La Mirada         82          6,383           12.7           n/a           $4.35          $4.92
                         Lakewood          6            296           14.2           n/a            n/a            n/a
                          Norwalk         28          1,457            6.5           n/a            n/a           $4.70
                        Paramount        102          2,749           12.0           n/a           $5.00          $4.94
                 Santa Fe Springs        474         21,780            8.5          $4.78          $4.94          $5.20
                         Whittier         40          1,597           13.5           n/a           $5.73          $4.47
                                      ----------------------------------------------------------------------------------
        Subtotal for Mid-Counties        948         45,831            9.6          $4.80          $4.70          $5.05
                                      ----------------------------------------------------------------------------------

              SAN FERNANDO VALLEY
                                      ----------------------------------------------------------------------------------
                          Burbank        220          9,558            0.8           n/a           $6.97          $6.29
                   Central Valley        398         13,217            3.0          $4.64          $6.16          $6.32
                         Glendale        211          6,519            2.1           n/a           $6.37          $7.26
                 Northeast Valley        474         17,852            3.8          $5.54          $5.85          $5.87
                         Pasadena         84          4,133            0.8           n/a            n/a           $7.05
                      West Valley        126          4,883           18.2          $6.13          $6.96          $6.81
                                      ----------------------------------------------------------------------------------
        Subtotal for San Fernando      1,513         56,162            3.9          $5.76          $6.11          $6.38
                                      ----------------------------------------------------------------------------------


Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

                                                                     Los Angeles
--------------------------------------------------------------------------------

                                      ----------------------------------------------------------------------------------
                                                    Total SF     Availability    Avg. Asking    Avg. Asking      TW Rent
                                      # Bldgs        (x1000)          (%)         Net Rent      Gross Rent        Index
                                      ----------------------------------------------------------------------------------
             SANTA CLARITA VALLEY
                                      ----------------------------------------------------------------------------------
                   Canyon Country          5            148            0.0       n/a            n/a           $5.29
                           Saugus          1            987            8.3       n/a            n/a            n/a
                         Valencia         43          1,763            0.0       n/a            n/a           $5.63
                                      ----------------------------------------------------------------------------------
Subtotal for Santa Clarita Valley         49          2,898            2.8       n/a            n/a           $5.60
                                      ----------------------------------------------------------------------------------

               SAN GABRIEL VALLEY
                                      ----------------------------------------------------------------------------------
                         Alhambra         50          1,223            6.6           n/a            n/a           $5.42
                          Arcadia         32            856           10.9           n/a           $5.88           n/a
                            Azusa        102          3,446           10.2           n/a           $5.36          $4.69
                     Baldwin Park         99          2,308            1.3           n/a            n/a           $4.79
                 City of Industry        595         33,837           11.1          $3.79          $4.65          $4.76
                        Claremont         15            494            0.0           n/a            n/a           $4.61
                           Covina         57          1,413            7.4           n/a            n/a           $4.48
                      Diamond Bar          6            129           23.3           n/a            n/a            n/a
                  Duarte/Monrovia        126          3,613            6.6           n/a           $4.52          $5.11
                         El Monte        134          4,424            3.6           n/a            n/a           $5.29
      Glendora/San Dimas/La Verne        118          3,419           11.8          $4.64          $5.00          $4.99
                        Irwindale         94          3,242            3.3           n/a            n/a           $5.18
                    Monterey Park         72          1,572            8.9           n/a           $4.95          $5.16
                           Pomona        238         12,299            6.1           n/a           $3.80          $4.25
                         Rosemead         23            563            0.0           n/a            n/a            n/a
                      San Gabriel         20            671            5.2           n/a            n/a           $5.65
                   South El Monte        192          4,091            1.9           n/a            n/a           $5.07
                      Temple City          9            272           42.3           n/a            n/a            n/a
                           Walnut         77          1,653            1.1           n/a            n/a           $5.49
                                      ----------------------------------------------------------------------------------
  Subtotal for San Gabriel Valley      2,059         79,525            8.2          $3.86          $4.59          $4.80
                                      ----------------------------------------------------------------------------------

                        SOUTH BAY
                                      ----------------------------------------------------------------------------------
                           Carson        257         18,138           10.0          $4.14          $4.74          $5.09
                          Compton        167         11,685           16.1          $4.17          $4.24          $4.86
                       El Segundo         41          1,477            7.7           n/a            n/a           $5.90
                          Gardena        265          8,618           11.9          $5.16          $4.33          $4.78
                      Harbor City         16            366           15.0           n/a            n/a           $4.66
                        Hawthorne         59          2,190           20.1          $6.04          $5.00          $4.43
                        Inglewood         72          2,363           18.0          $6.79          $8.08          $6.65
                LA Unincorporated         18            753           12.9           n/a            n/a           $4.76
                         Lawndale          7            148            0.0           n/a            n/a            n/a
                       Long Beach        172          6,353           12.6          $4.41          $4.60          $5.97
            Los Angeles/South Bay        136          5,390           10.5          $7.80          $4.42          $6.09
                          Lynwood         15          1,223            1.0           n/a            n/a           $2.90
                 Rancho Dominguez        129         10,184           12.8          $3.99          $4.61          $4.55
                    Redondo Beach         18          1,316            0.8           n/a            n/a           $6.84
                        San Pedro          9            673            0.0           n/a            n/a            n/a
                      Signal Hill         36            721           34.3           n/a           $5.49          $4.27
                         Torrance        191          9,965           15.7          $4.18          $7.27          $6.13
                       Wilmington         33          2,029           13.2           n/a           $5.54          $4.57
                                      ----------------------------------------------------------------------------------
           Subtotal for South Bay      1,641         83,592           12.7          $4.62          $4.91          $5.23
                                      ----------------------------------------------------------------------------------
                                      ----------------------------------------------------------------------------------
                     METRO TOTALS      7,286        339,036           10.2          $4.65          $4.63          $5.17
                                      ----------------------------------------------------------------------------------

For some submarkets we have too few rents quoted to allow a meaningful average, and we show an 'n/a' for these areas. However, ALL rents are included in the total metro average rents.


Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

                                                                     Los Angeles
--------------------------------------------------------------------------------

Table 11:  Distribution of All Warehouse Space by Age and Size

                          -----------------------------------------------    --------------
                                   Building Size (in thousands)
                          10-49     50-99    100-199   200-399     400+       Totals by Age
                          -----------------------------------------------    --------------
      Built 1990 - 1996
                          -----------------------------------------------    --------------
                  Stock     6,199     2,326     1,310     3,197     1,237         14,269
           Availability     18.0%      6.9%     10.0%     20.6%      0.0%          14.5%
               Net Rent     $6.25       n/a       n/a     $5.22       n/a          $5.45
             Gross Rent     $5.97     $5.13       n/a       n/a       n/a          $5.36
                          -----------------------------------------------    --------------

      Built 1985 - 1989
                          -----------------------------------------------    --------------
                  Stock    15,779    11,856    10,166     8,562       401         46,764
           Availability      7.5%      4.3%      6.0%     12.5%      0.0%           7.2%
               Net Rent     $5.72     $5.15     $4.07     $3.93       n/a          $4.44
             Gross Rent     $5.66     $4.73     $6.23       n/a       n/a          $5.63
                          -----------------------------------------------    --------------

      Built 1980 - 1984
                          -----------------------------------------------    --------------
                  Stock    14,598     7,412     7,621     5,014     1,041         35,686
           Availability     10.1%     10.1%     11.1%     21.2%      0.0%          11.6%
               Net Rent     $5.21     $6.11     $4.88       n/a       n/a          $4.94
             Gross Rent     $5.18     $4.93       n/a       n/a       n/a          $4.74
                          -----------------------------------------------    --------------

      Built 1970 - 1979
                          -----------------------------------------------    --------------
                  Stock    34,027    23,382    24,800    17,910     3,759        103,878
           Availability      9.4%      8.4%     10.9%     14.9%      8.4%          10.4%
               Net Rent     $5.80     $4.22     $4.38     $4.13       n/a          $4.39
             Gross Rent     $5.12     $4.84     $4.57     $4.33       n/a          $4.90
                          -----------------------------------------------    --------------

      Built Before 1970
                          -----------------------------------------------    --------------
                  Stock    48,351    27,091    25,795    17,710    19,492        138,439
           Availability     13.6%     11.3%      8.7%      7.6%      4.8%          10.2%
               Net Rent     $5.04     $5.96     $4.56     $4.53       n/a          $4.82
             Gross Rent     $4.39     $3.68     $3.92     $3.13       n/a          $4.14
                          -----------------------------------------------    --------------

         Totals by Size
                          -----------------------------------------------    --------------
                  Stock   118,954    72,067    69,692    52,393    25,930        339,036
           Availability     11.4%      8.9%      9.4%     13.0%      4.8%          10.2%
               Net Rent     $5.43     $5.19     $4.47     $4.24       n/a          $4.65
             Gross Rent     $4.87     $4.32     $4.35     $4.23       n/a          $4.63
                          -----------------------------------------------    --------------


[GRAPHIC OMITTED]

Distribution of
Warehouse Space
In Los Angeles

[GRAPHIC OMITTED]

Distribution of
Warehouse Properties
200,000 sf and Larger
By Age


Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Industrial
--------------------------------------------------------------------------------

Table 12: Warehouse Rental Space by Submarket

                                      ---------------------------------------------------------------------
                                                    Total SF     Availability    Avg. Asking    Avg. Asking
                                      # Bldgs        (x1000)          (%)         Net Rent      Gross Rent
                                      ---------------------------------------------------------------------
                  ANTELOPE VALLEY
                                      ---------------------------------------------------------------------
                        Lancaster             10            187            0.0       n/a            n/a
                         Palmdale              5            118            9.3       n/a            n/a
                                      ---------------------------------------------------------------------
     Subtotal for Antelope Valley             15            305            3.6       n/a            n/a
                                      ---------------------------------------------------------------------

                      DOWNTOWN LA
                                      ---------------------------------------------------------------------
                             Bell             13            642           10.0       n/a            n/a
                     Bell Gardens              3            127            0.0       n/a            n/a
                         Commerce             98          8,848           10.0       n/a           $4.44
                           Cudahy              3             48           79.2       n/a            n/a
                  Huntington Park             13            414           26.6       n/a           $4.05
             Los Angeles/Downtown            245         13,053           21.3      $5.69          $4.34
                       Montebello             17          2,176            7.8       n/a            n/a
                      Pico Rivera              6            363           23.7       n/a            n/a
                       South Gate             10            403            7.2       n/a            n/a
                           Vernon            141         13,051           13.5      $4.08          $4.31
                                      ---------------------------------------------------------------------
         Subtotal for Downtown LA            549         39,125           15.1      $4.95          $4.34
                                      ---------------------------------------------------------------------

                     MID-COUNTIES
                                      ---------------------------------------------------------------------
                          Artesia              9            223           17.5       n/a            n/a
                       Bellflower              5             97            0.0       n/a            n/a
                         Cerritos            138          8,283            8.1      $4.83          $4.69
                           Downey             26          1,593           12.9       n/a           $4.27
                        La Mirada             64          5,022           14.2       n/a           $4.35
                         Lakewood              6            296           14.2       n/a            n/a
                          Norwalk             22          1,238            7.7       n/a            n/a
                        Paramount             81          2,198           11.4       n/a           $5.07
                 Santa Fe Springs            385         16,258            8.7      $5.09          $4.92
                         Whittier             31            915           15.4       n/a           $5.73
                                      ---------------------------------------------------------------------
        Subtotal for Mid-Counties            767         36,123            9.9      $4.97          $4.70
                                      ---------------------------------------------------------------------

              SAN FERNANDO VALLEY
                                      ---------------------------------------------------------------------
                          Burbank             62          2,687            1.2       n/a           $7.13
                   Central Valley            203          7,550            4.2       n/a           $6.08
                         Glendale             65          1,768            3.7       n/a           $6.37
                 Northeast Valley            201          8,495            5.7      $5.27          $5.86
                         Pasadena             16            808            0.0       n/a            n/a
                      West Valley            110          4,212           20.6      $6.13          $6.96
                                      ---------------------------------------------------------------------
        Subtotal for San Fernando            657         25,520            6.9      $5.93          $6.08
                                      ---------------------------------------------------------------------

             SANTA CLARITA VALLEY
                                      ---------------------------------------------------------------------
                   Canyon Country              5            148            0.0       n/a            n/a
                           Saugus              1            987            8.3       n/a            n/a
                         Valencia             28          1,141            0.0       n/a            n/a
                                      ---------------------------------------------------------------------
Subtotal for Santa Clarita Valley             34          2,276            3.6       n/a            n/a
                                      ---------------------------------------------------------------------


Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

                                                                     Los Angeles
--------------------------------------------------------------------------------

Table 12: Warehouse Rental Space by Submarket, (cont)

                                      ---------------------------------------------------------------------
                                                    Total SF     Availability    Avg. Asking    Avg. Asking
                                      # Bldgs        (x1000)          (%)         Net Rent      Gross Rent
                                      ---------------------------------------------------------------------
               SAN GABRIEL VALLEY
                                      ---------------------------------------------------------------------
                         Alhambra             21            497            4.8       n/a            n/a
                          Arcadia             21            671           10.1       n/a            n/a
                            Azusa             52          1,675           10.0       n/a            n/a
                     Baldwin Park             73          1,711            1.8       n/a            n/a
                 City of Industry            427         24,027           10.1      $3.84          $4.72
                        Claremont              9            240            0.0       n/a            n/a
                           Covina             27            583            9.8       n/a            n/a
                      Diamond Bar              4            101            7.9       n/a            n/a
                  Duarte/Monrovia             79          2,507            5.3       n/a           $4.82
                         El Monte             78          2,608            4.5       n/a            n/a
      Glendora/San Dimas/La Verne             81          2,208            9.1       n/a           $5.00
                        Irwindale             63          2,108            2.8       n/a            n/a
                    Monterey Park             48          1,114            8.3       n/a           $4.55
                           Pomona            165          5,506            4.4       n/a           $4.34
                         Rosemead              9            222            0.0       n/a            n/a
                      San Gabriel              7            202           12.9       n/a            n/a
                   South El Monte            122          2,424            1.7       n/a            n/a
                      Temple City              6            171           48.5       n/a            n/a
                           Walnut             53          1,144            1.7       n/a            n/a
                                      ---------------------------------------------------------------------
  Subtotal for San Gabriel Valley          1,345         49,719            7.6      $3.84          $4.69
                                      ---------------------------------------------------------------------

                        SOUTH BAY
                                      ---------------------------------------------------------------------
                           Carson            249         17,766           10.0      $4.14          $4.74
                          Compton            160         11,210           15.3      $4.17          $4.24
                       El Segundo             40          1,417            8.0       n/a            n/a
                          Gardena            253          8,216           11.4      $5.38          $4.33
                      Harbor City             16            366           15.0       n/a            n/a
                        Hawthorne             59          2,190           20.1      $6.04          $5.00
                        Inglewood             72          2,363           18.0      $6.79          $8.08
                LA Unincorporated             17            740           13.1       n/a            n/a
                         Lawndale              7            148            0.0       n/a            n/a
                       Long Beach            164          6,006           11.8       n/a           $4.60
            Los Angeles/South Bay            132          5,305            9.7      $8.58          $4.42
                          Lynwood             15          1,223            1.0       n/a            n/a
                 Rancho Dominguez            121          9,764           12.7      $3.99          $4.71
                    Redondo Beach             18          1,316            0.8       n/a            n/a
                        San Pedro              9            673            0.0       n/a            n/a
                      Signal Hill             34            682           30.5       n/a           $5.72
                         Torrance            170          8,748           13.1      $4.28          $7.46
                       Wilmington             33          2,029           13.2       n/a           $5.54
                                      ---------------------------------------------------------------------
           Subtotal for South Bay          1,569         80,162           12.1      $4.69          $4.93
                                      ---------------------------------------------------------------------

                                      ---------------------------------------------------------------------
                     METRO TOTALS          4,936        233,230           10.6      $4.68          $4.76
                                      ---------------------------------------------------------------------

Rental space (that is, space occupied by more than one tenant, or occupied by a tenant that is not the owner) in Los Angeles's warehouse market accounts for about 233.2 million square feet, comprising 68.8% of all warehouse space. In comparison, about 61.8% of the total industrial market of Los Angeles is rental space.

For some submarkets we have too few rents quoted to allow a meaningful average, and we show an 'n/a' for these areas. However, ALL rents are included in the total metro average.


Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

                                                                     Los Angeles
--------------------------------------------------------------------------------

Table 13: Distribution of All Warehouse Rental Space by Age and Size

                          --------------------------------------------------------------
                                   Building Size (in thousands)
                          10-49     50-99    100-199   200-399     400+    Totals by Age
                          --------------------------------------------------------------
      Built 1990 - 1996
                          --------------------------------------------------------------
                  Stock     4,804     2,100       947     2,797       837         11,485
           Availability     13.1%      6.6%      4.5%     23.5%      0.0%          12.8%
               Net Rent     $6.25       n/a       n/a     $5.22       n/a          $5.46
             Gross Rent     $5.95       n/a       n/a       n/a       n/a          $5.25
                          --------------------------------------------------------------

      Built 1985 - 1989
                          --------------------------------------------------------------
                  Stock    12,991    10,199     8,862     7,632       401         40,085
           Availability      6.8%      4.0%      6.8%     14.0%      0.0%           7.4%
               Net Rent     $5.47     $4.76     $4.07     $3.93       n/a          $4.29
             Gross Rent     $5.59     $4.73     $6.23       n/a       n/a          $5.59
                          --------------------------------------------------------------

      Built 1980 - 1984
                          --------------------------------------------------------------
                  Stock    10,428     6,101     5,715     3,524       577         26,345
           Availability      9.0%      9.9%      8.2%     23.5%      0.0%          10.8%
               Net Rent     $4.87     $5.06     $5.20       n/a       n/a          $4.79
             Gross Rent     $5.02     $5.25       n/a       n/a       n/a          $4.91
                          --------------------------------------------------------------

      Built 1970 - 1979
                          --------------------------------------------------------------
                  Stock    25,032    18,952    21,528    13,113       981         79,606
           Availability      9.3%      8.2%     12.3%     13.6%      0.0%          10.4%
               Net Rent     $5.41     $4.24     $4.35     $4.43       n/a          $4.47
             Gross Rent     $5.26     $5.04     $4.61     $4.33       n/a          $4.99
                          --------------------------------------------------------------

      Built Before 1970
                          --------------------------------------------------------------
                  Stock    26,490    14,630    15,941    10,166     8,482         75,709
           Availability     15.4%     13.1%     10.1%     11.2%      5.7%          12.2%
               Net Rent     $5.24     $5.79     $4.81     $4.53       n/a          $5.06
             Gross Rent     $4.44     $3.77     $4.34     $3.13       n/a          $4.24
                          --------------------------------------------------------------

         Totals by Size
                          --------------------------------------------------------------
                  Stock    79,745    51,982    52,993    37,232    11,278        233,230
           Availability     11.1%      8.9%     10.1%     14.7%      4.3%          10.6%
               Net Rent     $5.33     $4.88     $4.52     $4.37       n/a          $4.68
             Gross Rent     $4.94     $4.51     $4.81     $4.23       n/a          $4.76
                          --------------------------------------------------------------


[GRAPHIC OMITTED]

Distribution of
Warehouse
Rental Space
in Los Angeles
By Age

[GRAPHIC OMITTED]

Distribution of
Warehouse
Rental Space
By Size


Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------

CURRENT                 Table 14 gives the historical perspective on the Los
WAREHOUSE               Angeles warehouse market. During the last five years
MARKET                  61.5% of all new construction has been in warehouse
                        space. In that period warehouse availability rates have been higher on average than availability rates in all industrial space in the MSA.

Table 14: Historic Warehouse Completions and Availability

                                   -------------------------------------------------------------------------------------------------
                                          1992                1993                1994                1995                1996
                                   Cmpltns   Avail %   Cmpltns   Avail %   Cmpltns   Avail %   Cmpltns   Avail %   Cmpltns   Avail %
                                   -------------------------------------------------------------------------------------------------
                  ANTELOPE VALLEY
------------------------------------------------------------------------------------------------------------------------------------
                        Lancaster       0      26.1         0      26.7         0      23.4         0      11.8         0      12.6
                         Palmdale      25      61.3         0      33.1         0      12.4         0       6.5         0      20.5
                                   -------------------------------------------------------------------------------------------------
     Subtotal for Antelope Valley      25      37.6         0      28.8         0      19.8         0      10.1         0      15.6
                                   -------------------------------------------------------------------------------------------------

                      DOWNTOWN LA
------------------------------------------------------------------------------------------------------------------------------------
                             Bell       0       9.9         0      21.1         0      22.8         0      22.6         0      18.3
                     Bell Gardens       0       0.0         0      10.1         0       2.7         0       4.3         0       7.9
                         Commerce      40      21.0         0      27.2        20      13.4        41       4.9       164      10.3
                           Cudahy       0      38.5         0      32.5         0      32.5         0      32.5         0      57.0
                  Huntington Park       0       4.4        11      25.8         0      19.1         0      19.4        11      25.0
             Los Angeles/Downtown      73      17.4        30      18.5        50      16.2       123      12.2        52      21.3
                          Maywood       0       0.0         0       0.0         0       0.0         0       0.0         0     100.0
                       Montebello       0       3.2         0      16.4         0       7.2         0       7.5        34       9.0
                      Pico Rivera       0      36.0         0      58.9         0      41.2         0      21.6         0      14.0
                       South Gate      17       8.8         0      17.5         0      18.8         0      17.7        82      15.7
                           Vernon       0       7.8        38      12.7         0       8.1         0       9.0       114      12.7
                                   -------------------------------------------------------------------------------------------------
         Subtotal for Downtown LA     130      14.9        79      19.9        70      13.6       164       9.8       457      15.2
                                   -------------------------------------------------------------------------------------------------

                     MID-COUNTIES
------------------------------------------------------------------------------------------------------------------------------------
                          Artesia       0      25.6         0       7.3         0       6.5         0      18.6        11      16.7
                       Bellflower       0      46.5         0       0.0         0      31.3       173      58.0         0      16.9
                         Cerritos       0      13.9         0      14.0         0      10.5         0       5.2         0       7.7
                           Downey       0      15.6         0       9.5         0      11.4         0       5.0         0      11.8
                        La Mirada       0      28.3         0      23.4         0      13.1         0      10.3         0      12.7
                         Lakewood       0       0.0         0      30.0         0      41.7         0       8.3         0      14.2
                          Norwalk       0      31.5         0      10.5         0       6.9         0       4.8         0       6.5
                        Paramount      31      11.4         0      10.9         0       7.6         0      11.4         0      12.0
                 Santa Fe Springs     516      13.3         0      12.9         0       6.8       155       8.0       360       8.5
                         Whittier       0       3.5         0       5.8         0       7.4         0       1.3         0      13.5
                                   -------------------------------------------------------------------------------------------------
        Subtotal for Mid-Counties     547      15.8         0      14.1         0       9.0       328       8.0       371       9.6
                                   -------------------------------------------------------------------------------------------------

              SAN FERNANDO VALLEY
------------------------------------------------------------------------------------------------------------------------------------
                          Burbank       0       2.5         0       2.3        15       2.0        15       1.1        11       0.8
                   Central Valley       0      10.9        60       9.0         0       6.3         0       5.0         0       3.0
                         Glendale       0       9.3         0       4.9         0       5.0         0       3.2         0       2.1
                 Northeast Valley       0       8.9        15      12.6         0      10.8         0       6.2        29       3.8
                         Pasadena       0       5.3         0       4.9         0       3.0         0       0.0         0       0.8
                      West Valley       0      15.3         0      12.4         0       9.7         0       8.5         0      18.2
                                   -------------------------------------------------------------------------------------------------
        Subtotal for San Fernando       0       8.8        75       8.6        15       6.9        15       4.5        40       3.9
                                   -------------------------------------------------------------------------------------------------

             SANTA CLARITA VALLEY
------------------------------------------------------------------------------------------------------------------------------------
                   Canyon Country       0      16.1         0      12.7         0       4.4         0       6.3         0       0.0
                           Saugus       0      22.2         0       9.5         0       9.5         0      13.9         0       8.3
                         Valencia     131      27.3         0      14.9         0       7.0         0       9.6         0       0.0
                                   -------------------------------------------------------------------------------------------------
Subtotal for Santa Clarita Valley     131      25.2         0      13.2         0       7.6         0      10.8         0       2.8
                                   -------------------------------------------------------------------------------------------------


Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

                                                                     Los Angeles
--------------------------------------------------------------------------------

Table 14: Historic Warehouse Completions and Availability, (cont)

                                   -------------------------------------------------------------------------------------------------
                                          1992                1993                1994                1995                1996
                                   Cmpltns   Avail %   Cmpltns   Avail %   Cmpltns   Avail %   Cmpltns   Avail %   Cmpltns   Avail %
                                   -------------------------------------------------------------------------------------------------
               SAN GABRIEL VALLEY
------------------------------------------------------------------------------------------------------------------------------------
                         Alhambra       0       5.1         0       5.3         0       3.4         0       2.9         0       6.6
                          Arcadia       0       3.3         0       3.0         0       7.6         0       5.0         0      10.9
                            Azusa       0       6.7         0       7.1         0      10.0         0       8.0         0      10.2
                     Baldwin Park       0       8.1         0       5.3         0       5.5         0       2.6        39       1.3
                 City of Industry     216      16.9       419      14.2         0       7.6         0       6.8       326      11.1
                        Claremont       0       0.0         0       5.9         0       6.2         0       0.0         0       0.0
                           Covina       0       4.4         0       0.0         0       1.6         0       0.9         0       7.4
                      Diamond Bar       0      20.5         0       0.0         0       0.0         0      18.6         0      23.3
                  Duarte/Monrovia      12      15.1         0       6.2         0       6.4        11       2.9         0       6.6
                         El Monte      61       6.0         0       2.2         0       2.7        27       5.6         0       3.6
      Glendora/San Dimas/La Verne       0       8.5         0       7.2         0       8.2        55       6.5        12      11.8
                        Irwindale      14       9.9         0      10.6         0       8.8         0       3.2        10       3.3
                    Monterey Park       0       4.0         0       4.3         0       3.4         0       6.1         0       8.9
                           Pomona      12       7.3         0       7.6         0       8.7         0       5.1         0       6.1
                         Rosemead       0       1.8         0       1.8         0       1.8         0       7.4         0       0.0
                      San Gabriel       0      31.7         0      30.3         0      27.8         0      27.6         0       5.2
                   South El Monte      14       8.8         0       8.2        10       9.2         0       7.0         0       1.9
                      Temple City       0      26.4         0      34.3         0      20.4         0       0.0         0      42.3
                           Walnut       0       7.5         0       5.4         0       6.5         0       7.2         0       1.1
                                   -------------------------------------------------------------------------------------------------
  Subtotal for San Gabriel Valley     329      12.1       419      10.1        10       7.5        93       6.1       387       8.2
                                   -------------------------------------------------------------------------------------------------

                        SOUTH BAY
------------------------------------------------------------------------------------------------------------------------------------
                           Carson       0      20.1        58      15.6         0      15.9         0      14.1         0      10.0
                          Compton       0      21.6         0      22.8         0      15.3         0      16.5         0      16.1
                       El Segundo       0      11.5         0      12.4         0      12.1         0       6.8         0       7.7
                          Gardena       0      12.0         0      17.5       129       9.7         0      11.3         0      11.9
                      Harbor City       0       9.2         0      15.6         0      20.4         0       7.1         0      15.0
                        Hawthorne       0      21.6         0      34.5         0      23.4         0      22.7         0      20.1
                        Inglewood       0      23.5        34      25.9        96      19.1         0      13.3         0      18.0
                LA Unincorporated       0      51.8         0      32.2         0      33.3         0       7.7         0      12.9
                         Lawndale       0       0.0         0       0.0         0       0.0         0       0.0         0       0.0
                       Long Beach       0      15.3         0      11.0         0      10.9         0      12.7         0      12.6
            Los Angeles/South Bay     250      13.8         0      16.2         0      18.4         0      16.1         0      10.5
                          Lynwood       0       4.2         0       5.6         0      15.9         0       7.0         0       1.0
                 Rancho Dominguez      90      19.0         0      25.2         0      15.1         0      14.7         0      12.8
                    Redondo Beach       0      21.9         0      25.4         0       4.7         0       0.0         0       0.8
                        San Pedro       0       1.9         0       1.9         0       0.0         0       0.0         0       0.0
                      Signal Hill       0       8.7         0      11.7         0       8.9         0      11.1         0      34.3
                         Torrance       0      24.7         0      18.0         0      13.0        25      18.6       180      15.7
                       Wilmington      43      13.3         0      15.0         0      15.1         0      17.8         0      13.2
                                   -------------------------------------------------------------------------------------------------
           Subtotal for South Bay     383      18.8        92      18.7       225      14.6        25      14.4       180      12.7
                                   -------------------------------------------------------------------------------------------------

                                   -------------------------------------------------------------------------------------------------
               LOS ANGELES TOTALS   1,545      14.6       665      15.0       320      10.9       625       9.0     1,435      10.2
                                   -------------------------------------------------------------------------------------------------


Availability Rates            [GRAPHIC OMITTED]
1992-1996


Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

[GRAPHIC OMITTED]

                            MILWAUKEE MARKET ANALYSIS

                          PRENTISS INDUSTRIAL PORTFOLIO


                              Milwaukee, Wisconsin



                                DATE OF ANALYSIS

                                   August 1997


                                  PREPARED FOR


                              LEHMAN BROTHERS, INC.
                            3 World Financial Center
                            New York, New York 10285


                                   PREPARED BY

                 CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC.
                        CAPITAL MARKETS SUPPORT SERVICES
                         2500 West Loop South, Suite 100
                            Houston, Texas 77027-4502

             [LETTERHEAD OF CB COMMERCIAL REAL ESTATE GROUP, INC.]

August 15, 1997


Mr. Mark H. Mauldin
LEHMAN BROTHERS, INC.
3 World Financial Center
New York, New York  10285

RE: Milwaukee Market Analysis
    Prentiss Industrial Portfolio
    Milwaukee, Wisconsin
    CBC File No. 97-301

Dear Mr. Mauldin:

At your request and authorization, CB Commercial Real Estate Group, Inc. has prepared a Market Analysis for the Prentiss Industrial Portfolio located in the Milwaukee, Wisconsin area.

The subject consists of 17, institutional quality, industrial developments having a combined total of 1,218,324 SF of net rentable area. The Milwaukee market has an average occupancy of 96% with an average asking net lease rental rate of $3.25 PSF/YR. Overall this market area is stabilized and showing improving rental rates.

This report may be relied upon by Lehman Brothers and its successors and assigns in determining whether to make a loan evidenced by a note (the "Property Note") secured by the property. This report may be relied upon by any purchaser or assignee of the Property Note in determining whether to purchase the Property Note from Lehman Brothers and its successors and assigns and by any rating agency rating securities secured by, or representing an interest in the Property Note. This report may be referred to, quoted in and included with materials offering for sale the Property Note or an interest therein for sale. This report may be relied upon by persons acquiring the Property Note or an interest in the Property Note. This report speaks as of the date prepared.

It has been a pleasure to assist you in this assignment. If you have any questions concerning the analysis, or if CB Commercial Real Estate Group, Inc. can be of further service, please do not hesitate to contact us.

Respectfully submitted,

CB COMMERCIAL REAL ESTATE GROUP, INC.
CAPITAL MARKETS SUPPORT SERVICES

by:


/s/ Jason T. Hutchins
-------------------------------
Jason T. Hutchins
Project Manager

JTH

================================================================================
                                                        SUMMARY OF SALIENT FACTS
--------------------------------------------------------------------------------

                            SUMMARY OF SALIENT FACTS

Property Name:                              PRENTISS PROPERTIES PORTFOLIO

Location:                                   Airport, Oak Creek, and Northwest
                                            Properties, Milwaukee, WI

Property Description:                       The Airport Properties include 12
                                            facilities containing a total of
                                            572,953 SF. The Oak Creek Properties
                                            include two warehouse/distribution
                                            centers containing approximately
                                            232,0000 SF. The Northwest
                                            Properties include 3 facilities
                                            containing 413,371 SF.

Date of Analysis:                           August 1, 1997

Improvements

Number of Buildings:                        14

Number of Stories:                          1

Gross Building Area:                        804,953 SF

Net Rentable Area:                          804,953 SF

Avg. Year Built:                            N/A

Condition:                                  Good

Effective Age:                              N/A

Market Financial Indicators

Current Occupancy:                          96.5%

Stabilized Occupancy:                       96.0%

Estimated Absorption:                       Market is stabilized.

Market Rental Rate:                         $3.00 - $3.50/SF/YR

Tenant Improvements (New Leases):           As-Is

Tenant Improvements (Renewal Leases):       As-Is

Leasing Commissions (New Leases):           4.5%

Leasing Commissions (Renewal Leases):       2.0%

================================================================================
                                                               TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


SUMMARY OF SALIENT FACTS......................................................ii

TABLE OF CONTENTS............................................................iii

TRADE AREA ANALYSIS............................................................1

COMPETITIVE MARKET TREND ANALYSIS..............................................3

MARKETABILITY CONCLUSIONS......................................................7

ADDENDA
   A   Improved Comparable Sales
   B   Demographics
   C   The Polacheck Company Industrial Market Data

--------------------------------------------------------------------------------

================================================================================
                                                             TRADE AREA ANALYSIS
--------------------------------------------------------------------------------

                               TRADE AREA ANALYSIS

Regional Influences

Milwaukee has a fairly well diversified economy with concentrations in the industries of healthcare, finance and insurance, and various manufacturing industries. Milwaukee's growth in recent years have been in financial services, healthcare, and automobile and farm equipment manufacturing.

Annual job growth from 1993 to 1996 was 1.6%, lagging behind the national average of 2.3% per year. During 1996, 13,200 jobs were added to the Milwaukee economy, indicating a 1.6% growth rate. From December 1995 to December 1996, Milwaukee's unemployment rate increased from 3.2% to 3.6%. However, this area remains one of the nation's tightest job markets.

Location

The trade area is located in Milwaukee within the Brown Deer, Cudahy, and Oak Creek submarkets. Brown Deer is located in northwest Milwaukee County, while Cudahy and Oak Creek are in southeast Milwaukee County.

Demographics

Population growth and new household formations have been on a slight upward trend within the overall subject trade area, while declining slightly in the local submarkets.

Selected trade area demographics are shown in the following table:

--------------------------------------------------------------------------------

================================================================================
                                                             TRADE AREA ANALYSIS
--------------------------------------------------------------------------------

================================================================================
                        SELECTED METRO AREA DEMOGRAPHICS
                              SUBJECT'S LOCAL AREA
--------------------------------------------------------------------------------
                                                  Milwaukee        Milwaukee-
                                                   County        Waukesha PMSA
--------------------------------------------------------------------------------
  Population
         2001 Estimate                             898,572          1,484,901
         1996 Estimate                             925,398          1,462,453
         1990 Census                               959,275          1,432,149
         1996 - 2001 % Change                        -2.9%                1.5%
  Households
         2001 Estimate                             346,308            553,637
         1996 Estimate                             358,001            546,671
         1990 Census                               373,048            537,722
         1996 - 2001 % Change                        -3.3%                1.3%
  2001 Median Household Income                    $ 39,156         $   46,555
  1996 Median Household Income                    $ 33,393         $   39,330
  1996 Average Household Income                   $ 41,692         $   32,316
  1990 Average Home Value                         $ 74,776         $   89,654
  1990 % College Graduates                            19.3%              21.3%
--------------------------------------------------------------------------------
  Source:  Strategic Mapping, Inc.
  Compiled by:  CB Commercial
================================================================================

Trends and Conclusions

The outlook is for relatively stable performance with moderate improvement over the next several years. As a result, the demand for existing developments is expected to be good. Generally, the trade area is expected to maintain a relatively stable growth pattern in the foreseeable future.

--------------------------------------------------------------------------------

================================================================================
                                               COMPETITIVE MARKET TREND ANALYSIS
--------------------------------------------------------------------------------

                        COMPETITIVE MARKET TREND ANALYSIS

COMPETITIVE OVERALL AND SUBMARKET SUPPLY

In order to research the market, we have relied upon data published by The Polacheck Company, and CB Commercial Real Estate Appraisal Services Group.

MARKET SUMMARY

Selected market statistics for the subject trade area are shown in the following table:

=======================================================================================
                                MARKET STATISTICS
---------------------------------------------------------------------------------------
  Category                               Source   Brown Deer      Cudahy     Oak Creek
---------------------------------------------------------------------------------------
  Existing Supply (SF X 1,000)            (1)             1,906      4,291        8,018
  1996 Construction (SF X 1,000)          (1)                31         20          259
  1995 Construction (SF X 1,000)          (1)                 0        125          366
  1996 Absorption (SF X 1,000)            (1)              -215        -26          374
  1995 Absorption (SF X 1,000)            (1)                52        124          281
  1996 Occupancy                          (1)             97.6%      97.7%        97.8%
  1997 Occupancy                          (1)             84.8%      96.6%        99.3%
  Average Rent PSF - 1997                 (1)             $3.25      $3.25        $3.25
  Average Rent PSF - 1st Qtr. 1997        (2)             $4.82      $4.82        $4.82
---------------------------------------------------------------------------------------
  Source Codes:
  (1)  The Polacheck Company
  (2)  KOLL National Real Estate Index
=======================================================================================

MARKET RENT/DEMAND TRENDS

The following table presents the trends in rental rates and occupancy for the Milwaukee area and local submarket over the past five years:

================================================================================
                                  MARKET TRENDS
                                   1995 - 1997
--------------------------------------------------------------------------------
                         Brown Deer            Cudahy          Oak Creek
                     -------------------    --------------   ---------------
       Date              Occupancy            Occupancy        Occupancy
--------------------------------------------------------------------------------
       1995                        94.8%             97.7%             98.8%
       1996                        97.6%             97.7%             97.8%
  1997 Forecast                    84.8%             96.6%             99.3%
--------------------------------------------------------------------------------
  Source: The Polacheck Company
================================================================================

--------------------------------------------------------------------------------

================================================================================
                                               COMPETITIVE MARKET TREND ANALYSIS
--------------------------------------------------------------------------------

MARKET RENT TRENDS

In addition to the Polacheck and KOLL surveys, a number of rent comparables have been surveyed in order to identify the performance trends within the subject's trade area. CB Commercial surveyed competitive properties and lease transactions for comparison to the subject. The selected comparable rentals are summarized in the following summary chart.

================================================================================================
           COMPARABLE RENTALS SUMMARY - PRENTISS PROPERTIES PORTFOLIO
------------------------------------------------------------------------------------------------
 Comp.                                                     Pct.
  No.                Location              Size (GBA)     Office  Base Rent     TI's  Pct. Occ.
------------------------------------------------------------------------------------------------
   1   4810 North 124th Street, Butler,
       WI                                          N/A     10%    $2.75, net   $0.00    100%
   2   7475 South 6th Street, Oak
       Creel, WI                                   N/A    100%    $2.95 PSF    $0.00    100%
   3   Highway W Between Highways
       32 and 33, Grafton, WI                      N/A     2%     $2.75 PSF    $0.00     0%

   4   5050 Sylvania, Yorkville, WI       437,000 SF     1%-5%    $2.81, net   $0.00    65%

   5   E/O I-94, Pleasant Prairie, WI              N/A     2%     $2.80 PSF    $0.00    100%

------------------------------------------------------------------------------------------------
Compliled by: CB Commercial
================================================================================================

The asking rental rates of the comparables range from $2.75 to $2.95 per square foot on a net lease basis. Quoted occupancy rates range from 0% to 100%. According to Roger Siegel, Vice President and industrial market specialist with The Polacheck Company, Rental rates for the subject properties should be somewhat higher than the range exhibited by the rent comparables and a net rate of $3.25 would be more appropriate based on their quality and location. Rental rates appear to be stable, and there has been a considerable amount of new construction in market in recent years. Mr. Siegel warned that there is currently more space available in the market than has been present in recent years. He feels the demand which was present in 1995 has now been satisfied and the market is now in danger of being over-supplied in certain submarkets.

MARKET EXPENSE RATES

The following expense data is reported for the local market area:

--------------------------------------------------------------------------------

================================================================================
                                               COMPETITIVE MARKET TREND ANALYSIS
--------------------------------------------------------------------------------

================================================================================
                         PRENTISS PROPERTIES PORTFOLIO
                            COMPARABLE EXPENSE DATA
--------------------------------------------------------------------------------
                                                                       NAIOP
                                                   COMP 1             MEDIAN
                                                -------------     --------------
Location:                                       Milwaukee, WI     Midwest Region
Source:                                              (1)               (2)
Expense Year:                                        1997              1996
Effective Gross Income PSF:                         $4.50             $4.25

Unit of Comparison                                   PSF               PSF
                                                -------------     --------------
Expenses
      Real Estate Taxes                             $0.75             $0.51
      Insurance                                     $0.10             $0.05
      General Operating*                            $0.40             $0.42
      Allowance for Replacements                    $0.00             $0.00
      Management Fees                               $0.13             $0.13
                                                -------------     --------------
Total Expenses                                      $1.38             $1.11

      * Includes CAM, maintenance and repairs, administrative, and other.
--------------------------------------------------------------------------------
Source: (1) Discussion with Roger B. Siegel, Vice President and industrial properties specialist with the Polacheck Company, Milwaukee, WI.
        (2) NAIOP 1996

Compiled By: CB Commercial
================================================================================

MARKET CAPITAL EXPENDITURES

The rent comparables surveyed reported the following capital expenditures for new and renewal leases:

================================================================================
                                CAPITAL EXPENSES
--------------------------------------------------------------------------------
Capital Expense Category                               Range Reported
--------------------------------------------------------------------------------
Renewal Probability                             65%         to          80%
Tenant Improvements (New Leases)*               As-Is       to          As-Is
Tenant Improvements (Renewal Leases)            As-Is       to          As-Is
Weighted Average Tenant Improvements            As-Is       to          As-Is
Leasing Commissions (New Leases)                4.0%        to          5.0%
Leasing Commissions (Renewal Leases)            0.0%        to          2.0%
Weighted Average Leasing Commissions            1.4%        to          2.6%
--------------------------------------------------------------------------------
* Tenant improvement data applies to built out office space only.

Compiled By: CB Commercial
================================================================================

--------------------------------------------------------------------------------

================================================================================
                                               COMPETITIVE MARKET TREND ANALYSIS
--------------------------------------------------------------------------------

COMPARABLE SALES DATA AND TRENDS

The following table provides a summary of the comparable sales. A more detailed description of each transaction is included in the Addenda.

================================================================================
             IMPROVED SALE SUMMARY - PRENTISS PROPERTIES PORTFOLIO
--------------------------------------------------------------------------------
Sale                          Date of    Size
 No.      Location             Sale     (GBA)   Price PSF   OCC   NOI PSF   OAR
--------------------------------------------------------------------------------
  1.   11000 West             May-94   567,680    $0.00      0%    $0.00   $0.00
       Theodore Trecker
       Way, West Alliss, WI

  2.   1 Freeman Lane,        Jan-00   412,000    $0.00      0%    $0.00   $0.00
       Beloit, WI

  3.   477 South Douglas      Apr-95   198,093    $0.00      0%    $0.00   $0.00
       Street, Ripon, WI

  4.   940 West Grand         Dec-94   856,350    $0.00      0%    $0.00   $0.00
       Avenue, Franklin
       Park, IL

  5.   505 Northwest          Sep-94   490,752    $0.00      0%    $0.00   $0.00
       Avenue, Northlake,
       IL
--------------------------------------------------------------------------------
 Complied by: CB Commercial
================================================================================

--------------------------------------------------------------------------------

================================================================================
                                                       MARKETABILITY CONCLUSIONS
--------------------------------------------------------------------------------

                            MARKETABILITY CONCLUSIONS

================================================================================
                         PRENTISS PROPERTIES PORTFOLIO
                            MARKET RENT CONCLUSIONS
-------------------------------------------------------------------------------
  Category                                                   Amount
-------------------------------------------------------------------------------
  Current Occupancy:                                 96.5%
  Stabilized Occupancy:                              96.0%
  Estimated Absorption:                              Market is stabilized.
  Market Expenses:                                   $1.35/SF/YR
  Market Rental Rate:                                $3.00 - $3.50/SF/YR
  Type of Lease:                                     Net Lease
  Tenant Impr. Range (New Leases):                   All As-Is
  Tenant Improvements (New Leases)*:                 As-Is
  Tenant Impr. Range (Renewal Leases):               All As-Is
  Tenant Improvements (Renewal Leases)*:             As-Is
  Leasing Commis. Range (New Leases):                4.0% - 5.0%
  Leasing Commissions (New Leases):                  4.5%
  Leasing Commis. Range (Renewal Leases):            0.0% - 2.0%
  Leasing Commissions (Renewal Leases):              2.0%
  Average Lease Term                                 5 Years
-------------------------------------------------------------------------------
  *  Applied to built out office area only.

  Compiled By: CB Commercial
===============================================================================

--------------------------------------------------------------------------------

================================================================================
                                                                         ADDENDA
--------------------------------------------------------------------------------

                                     ADDENDA

--------------------------------------------------------------------------------

================================================================================
                                          ADDENDUM A   IMPROVED COMPARABLE SALES
--------------------------------------------------------------------------------

                                   Addendum A

                            IMPROVED COMPARABLE SALES

--------------------------------------------------------------------------------

=============================================================================================================================
                     SUMMARY OF COMPARABLE INDUSTRIAL SALES
=============================================================================================================================
                                                                                                             Sales Price
Sale                                     Sale    Year    Building               Site Size   Percent   Sales   Per SF of
No.    Name/Location                     Date    Built   Size (SF)      Type     (Acre)      Office   Price   Bldg Area   OAR
=============================================================================================================================
1                                        05/94   1954     567,680                 39.70        19       N/A      N/A      N/A
       11000 West Theodore Trecker Way
       West Alliss, WI

2                                                1974     412,000                 24.76        12       N/A      N/A      N/A
       1 Freeman Lane
       Beloit, WI

3                                        04/95   1960     198,093                 25.98         1       N/A      N/A      N/A
       477 South Douglas Street
       Ripon, WI

4                                        12/94   1960     856,350                 19.51        36       N/A      N/A      N/A
       9401 West Grand Avenue
       Franklin Park, IL

5                                        09/94   1969     490,752                 18.20        12       N/A      N/A      N/A
       505 North Northwest Avenue
       Northlake, IL

-----------------------------------------------------------------------------------------------------------------------------

Compiled by: CB Commercial

-----------------------------------------------------------------------------------------------------------------------------

                                                   INDUSTRIAL BUILDING SALE    1
================================================================================


Location Data
       Property Name:
       Location:                             11000 West Theodore Trecker Way

       City:                                 West Alliss
       County:
       State/Zip:                            Wisconsin
       Assessor's Parcel No(s):              N/A
       Atlas Reference:                      N/A

Physical Data
       Type:
       Land Area:                            39.700 Acres
       Gross Building Area:                  567,680 SF
       Number of Buildings:                  N/A
       Percent Office Area:                  19
       Percent Air Conditioned:              19
       Clear Ceiling Height:                 27'
       Year Built:                           1954
       Land/Building Ratio:                  3.05:1
       Sprinklered:                          N/A
       Rail Access:                          N/A
       Condition:
       Exterior Walls:
       Column Spacing:                       N/A
       Loading:                              dock high
       Parking:                              N/A

Sale Data
       Transaction Type:                     Sale
       Date of Transaction:                  05/94
       Marketing Time:                       N/A
       Grantor:                              City of West Alliss
       Grantee:                              Quad Graphics
       Document No.:                         N/A
       Sale Price:                           $4,000,000
       Financing:
       Cash Equivalent Price:                $0
       Required Capital Cost:                $0
       Adjusted Sales Price:                 $0
       Verification:

Financial Data
       Assumptions & Forecast:               N/A
       Occupancy at Sale:                    N/A
       Existing or Pro Forma Income:         N/A
                                             TOTAL             P.S.F.
                                             -----             ------
       Potential Gross Income:               N/A               N/A
       Vacancy and Credit Loss:              N/A               N/A
       Effective Gross Income:               N/A               N/A
       Expenses:                             N/A               N/A
       Net Operating Income:                 N/A               N/A

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                   INDUSTRIAL BUILDING SALE    1
================================================================================


Analysis
       Buyers Underwriting Criteria:
       Overall Capitalization Rate (OAR):  N/A%
       Projected IRR:                      N/A%
       Effective Gross Multiplier (EGIM):  N/A
       Operating Expense Ratio (OER):      N/A%
       Price Per Square Foot:              N/A

Comments
       This property was sold by the City of West Alliss to Quad Graphics for use as a printing facility. Property had environmental problems.

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                   INDUSTRIAL BUILDING SALE    2
================================================================================


Location Data Property Name:
    Location:                                1 Freeman Lane

    City:                                    Beloit
    County:
    State/Zip:                               Wisconsin
    Assessor's Parcel No(s):                 N/A
    Atlas Reference:                         N/A

Physical Data
    Type:
    Land Area:                               24.760 Acres
    Gross Building Area:                     412,000 SF
    Number of Buildings:                     N/A
    Percent Office Area:                     12
    Percent Air Conditioned:                 12
    Clear Ceiling Height:                    19' to 30'
    Year Built:                              1974
    Land/Building Ratio:                     2.62:1
    Sprinklered:                             N/A
    Rail Access:                             N/A
    Condition:                               Good
    Exterior Walls:
    Column Spacing:                          N/A
    Loading:                                 dock high
    Parking:                                 N/A

Sale Data
    Transaction Type:                        Sale
    Date of Transaction:
    Marketing Time:                          N/A
    Grantor:                                 U.S. Shoe Corporation
    Grantee:                                 Reynolds Aluminum Deutschland
                                             Corporation
    Document No.:                            N/A
    Sale Price:                              $6,000,000
    Financing:
    Cash Equivalent Price:                   $0
    Required Capital Cost:                   $0
    Adjusted Sales Price:                    $0
    Verification:

Financial Data
       Assumptions & Forecast:               N/A
       Occupancy at Sale:                    N/A
       Existing or Pro Forma Income:         N/A
                                             TOTAL             P.S.F.
                                             -----             ------
       Potential Gross Income:               N/A               N/A
       Vacancy and Credit Loss:              N/A               N/A
       Effective Gross Income:               N/A               N/A
       Expenses:                             N/A               N/A
       Net Operating Income:                 N/A               N/A

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                   INDUSTRIAL BUILDING SALE    2
================================================================================


Analysis
        Buyers Underwriting Criteria:
        Overall Capitalization Rate (OAR):  N/A%
        Projected IRR:                      N/A%
        Effective Gross Multiplier (EGIM):  N/A
        Operating Expense Ratio (OER):      N/A%
        Price Per Square Foot:              N/A

Comments
       The seller received $6,450,000 loan of the buyer that is forgivable if the buyer hires a certain number of employess from Wisconsin. In essence, the buyer paid only $6,000,000. Thus, adjusted price is $6,000,000.

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                   INDUSTRIAL BUILDING SALE    3
================================================================================


Location Data
       Property Name:
       Location:                             477 South Douglas Street

       City:                                 Ripon
       County:
       State/Zip:                            Wisconsin
       Assessor's Parcel No(s):              N/A
       Atlas Reference:                      N/A

Physical Data
       Type:
       Land Area:                            25.980 Acres
       Gross Building Area:                  198,093 SF
       Number of Buildings:                  N/A
       Percent Office Area:                  1
       Percent Air Conditioned:              1
       Clear Ceiling Height:                 21'
       Year Built:                           1960
       Land/Building Ratio:                  5.71:1
       Sprinklered:                          N/A
       Rail Access:                          N/A
       Condition:                            Average
       Exterior Walls:
       Column Spacing:                       N/A
       Loading:                              no dock loading
       Parking:                              N/A

Sale Data
       Transaction Type:                     Sale
       Date of Transaction:                  04/95
       Marketing Time:                       N/A
       Grantor:                              Pillsbury Company
       Grantee:                              Friday Canning Corporation
       Document No.:                         N/A
       Sale Price:                           $2,400,000
       Financing:
       Cash Equivalent Price:                $0
       Required Capital Cost:                $0
       Adjusted Sales Price:                 $0
       Verification:

Financial Data
       Assumptions & Forecast                N/A
       Occupancy at Sale:                    N/A
       Existing or Pro Forma Income:         N/A
                                             TOTAL             P.S.F.
                                             -----             ------
       Potential Gross Income:               N/A               N/A
       Vacancy and Credit Loss:              N/A               N/A
       Effective Gross Income:               N/A               N/A
       Expenses:                             N/A               N/A
       Net Operating Income:                 N/A               N/A

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                   INDUSTRIAL BUILDING SALE    3
================================================================================


Analysis
        Buyers Underwriting Criteria:
        Overall Capitalization Rate (OAR):  N/A%
        Projected IRR:                      N/A%
        Effective Gross Multiplier (EGIM):  N/A
        Operating Expense Ratio (OER):      N/A%
        Price Per Square Foot:              N/A

Comments
       This property was bought for use as a canning facility.

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                   INDUSTRIAL BUILDING SALE    4
================================================================================


Location Data
    Property Name:
    Location:                                9401 West Grand Avenue

    City:                                    Franklin Park
    County:
    State/Zip:                               Illinois
    Assessor's Parcel No(s):                 N/A
    Atlas Reference:                         N/A

Physical Data
    Type:
    Land Area:                               19.510 Acres
    Gross Building Area:                     856,350 SF
    Number of Buildings:                     N/A
    Percent Office Area:                     36
    Percent Air Conditioned:                 36
    Clear Ceiling Height:                    16' to 22'
    Year Built:                              1960
    Land/Building Ratio:                     0.99:1
    Sprinklered:                             N/A
    Rail Access:                             N/A
    Condition:                               Fair
    Exterior Walls:
    Column Spacing:                          N/A
    Loading:                                 dock high
    Parking:                                 N/A

Sale Data
    Transaction Type:                        Sale
    Date of Transaction:                     12/94
    Marketing Time:                          N/A
    Grantor:                                 Franklin Partners
    Grantee:                                 Matsushita Electronics Company of
                                             America
    Document No.:                            N/A
    Sale Price:                              $10,000,000
    Financing:
    Cash Equivalent Price:                   $0
    Required Capital Cost:                   $0
    Adjusted Sales Price:                    $0
    Verification:

Financial Data
       Assumptions & Forecast:               N/A
       Occupancy at Sale:                    N/A
       Existing or Pro Forma Income:         N/A
                                             TOTAL             P.S.F.
                                             -----             ------
       Potential Gross Income:               N/A               N/A
       Vacancy and Credit Loss:              N/A               N/A
       Effective Gross Income:               N/A               N/A
       Expenses:                             N/A               N/A
       Net Operating Income:                 N/A               N/A

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                   INDUSTRIAL BUILDING SALE    4
================================================================================


Analysis
        Buyers Underwriting Criteria:
        Overall Capitalization Rate (OAR):  N/A%
        Projected IRR:                      N/A%
        Effective Gross Multiplier (EGIM):  N/A
        Operating Expense Ratio (OER):      N/A%
        Price Per Square Foot:              N/A

Comments

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                   INDUSTRIAL BUILDING SALE    5
================================================================================


Location Data
    Property Name:
    Location:                                505 North Northwest Avenue

    City:                                    Northlake
    County:
    State/Zip:                               Illinois
    Assessor's Parcel No(s):                 N/A
    Atlas Reference:                         N/A

Physical Data
    Type:
    Land Area:                               18.200 Acres
    Gross Building Area:                     490,752 SF
    Number of Buildings:                     N/A
    Percent Office Area:                     12
    Percent Air Conditioned:                 12
    Clear Ceiling Height:                    25'
    Year Built:                              1969
    Land/Building Ratio:                     1.62:1
    Sprinklered:                             N/A
    Rail Access:                             N/A
    Condition:                               Average
    Exterior Walls:
    Column Spacing:                          N/A
    Loading:                                 dock high
    Parking:                                 N/A

Sale Data
    Transaction Type:                        Sale
    Date of Transaction:                     09/94
    Marketing Time:                          N/A
    Grantor:                                 American National Bank & Trust Co.
                                             TN #118749-06
    Grantee:                                 Zenith Electronics Corporation
    Document No.:                            N/A
    Sale Price:                              $7,400,000
    Financing:
    Cash Equivalent Price:                   $0
    Required Capital Cost:                   $0
    Adjusted Sales Price:                    $0
    Verification:

Financial Data
       Assumptions & Forecast:               N/A
       Occupancy at Sale:                    N/A
       Existing or Pro Forma Income:         N/A
                                             TOTAL             P.S.F.
                                             -----             ------
       Potential Gross Income:               N/A               N/A
       Vacancy and Credit Loss:              N/A               N/A
       Effective Gross Income:               N/A               N/A
       Expenses:                             N/A               N/A
       Net Operating Income:                 N/A               N/A

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                   INDUSTRIAL BUILDING SALE    5
================================================================================


Analysis
        Buyers Underwriting Criteria:
        Overall Capitalization Rate (OAR):  N/A%
        Projected IRR:                      N/A%
        Effective Gross Multiplier (EGIM):  N/A
        Operating Expense Ratio (OER):      N/A%
        Price Per Square Foot:              N/A

Comments

--------------------------------------------------------------------------------
                                 CB COMMERCIAL

================================================================================
                                                       ADDENDUM B   DEMOGRAPHICS
--------------------------------------------------------------------------------

                                   Addendum B

                                  DEMOGRAPHICS

                                Atlas MarketQuest
                                 Summary Report

CBC 7547.2501 Houston Galleria                                       Page 1 of 1
Area 1 = Milwaukee County, WI                                             8/7/97
Area 2 = Milwaukee-Waukesha PMSA
Area 3 = Milwaukee, WI

-----------------------------------------------------------------------------------------------
Description                          USA Totals          Area 1          Area 2          Area 3
-----------------------------------------------------------------------------------------------
1990 Population                     248,709,873         959,275       1,432,149         628,088
1996 Population                     265,411,137         925,398       1,462,453         608,599
    % White                                79.0            72.2            81.6            59.7
    % Black                                12.2            22.3            14.3            33.1
    % American Indian                       0.9             0.8             0.6             1.1
    % Asian                                 3.6             1.8             1.5             2.1
    % Other                                 4.3             2.8             2.0             4.0
    % Hispanic                             10.3             5.8             4.2             7.8

1996 Population by Age:
    % 0 - 5                                 8.6             9.1             8.8            10.1
    % 6 - 13                               11.3            11.6            11.6            12.5
    % 14 - 17                               5.4             5.3             5.4             5.6
    % 18 - 20                               4.7             4.5             4.6             4.8
    % 21 - 24                               5.8             5.5             5.5             6.0
    % 25 - 34                              14.5            15.3            14.2            16.1
    % 35 - 44                              15.7            15.9            16.0            15.5
    % 45 - 54                              12.3            10.8            12.1             9.8
    % 55 - 64                               8.5             7.8             8.4             6.9
    % 65 - 74                               7.3             7.5             7.2             6.8
    % 75 - 84                               4.5             5.0             4.5             4.4
    % 85 +                                  1.4             1.8             1.6             1.6
    Median Age Total Population            34.9            34.3            34.9            32.1

1990 Households                      91,947,410         373,048         537,722         240,540
1996 Households                      98,045,317         358,001         546,671         232,079
1996 Average Household Size                2.64            2.51            2.62            2.54
1996 Household Income:
    %$ 0 - $9,999                          12.3            13.2            10.1            17.1
    %$ 10,000 - $ 14,999                    7.8             8.9             7.2            10.8
    %$ 15,000 - $ 24,999                   14.7            15.6            13.5            17.5
    %$ 25,000 - $ 34,999                   14.1            14.5            13.4            15.1
    %$ 35,000 - $ 49,999                   18.2            18.6            19.3            18.1
    %$ 50,000 - $ 74,999                   17.7            18.1            21.1            14.9
    %$ 75,000 - $ 99,999                    7.6             6.3             8.3             4.3
    %$l00,000 - $149,999                    5.3             3.4             4.9             1.8
    %$l50,000 +                             2.4             1.5             2.2             0.5
1996 Median Household Income($)          35,822          33,393          39,330          27,862
1996 Median Family Income($)             42,040          40,822          47,686          33,586
1990 Median Home Value($)                79,098          65,423          76,905          54,265
1990 Median Contract Rent($)                374             362             375             341

1990 % White Collar Workers                58.1            58.8            59.7            53.9
1990 % Blue Collar Workers                 26.2            26.6            26.9            29.1
1990 % HS Graduate/Some College            54.9            56.9            58.4            56.7
1990 % Bachelor/Graduate Degree            20.3            19.3            21.3            14.8

Area defined by County
Area defined by MSA
Area defined by Place
Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 1 of 9
Area 1 = Milwaukee County, WI                                             8/7/97
Area 2 = Milwaukee-Waukesha PMSA
Area 3 = Milwaukee, WI

--------------------------------------------------------------------------------
Description                                  Area 1        Area 2         Area 3
--------------------------------------------------------------------------------

1996 Socio-Economic Measure:                     46            56            35
1996 Employment:                            497,016       737,848       306,457
Population:
    2001 Projection                         898,572     1,484,901       594,316
    1996 Estimate                           925,398     1,462,453       608,599
    1990 Census                             959,275     1,432,149       628,088
    1990 - 1996 % Change (Growth)             -3.5%           2.1%        -3.1%

    1990 Group Quarters Population           25,849        32,576        18,333

1996 % Population by Race:
    White                                      72.2%         81.6%         59.7%
    Black                                      22.3%         14.3%         33.1%
    American Indian, Eskimo & Aleut             0.8%          0.6%          1.1%
    Asian or Pacific Islander                   1.8%          1.5%          2.1%
    Other                                       2.8%          2.0%          4.0%

    Hispanic                                    5.8%          4.2%          7.8%

1990 % Population by Race:
    White                                      74.9%         82.6%         63.4%
    Black                                      20.4%         13.8%         30.5%
    American Indian, Eskimo & Aleut             0.7%          0.6%          0.9%
    Asian or Pacific Islander                   1.6%          1.3%          1.9%
    Other                                       2.4%          1.7%          3.4%

    Hispanic                                    4.7%          3.6%          6.3%

1996 % Population by Sex:
    Male                                       47.6%         48.3%         47.5%
    Female                                     52.4%         51.7%         52.5%

1990 % Population by Sex:
    Male                                       47.4%         48.1%         47.3%
    Female                                     52.6%         51.9%         52.7%

2001 Pop per Square Mile (Pop Density)      3,719.8       1,017.1       6,185.8
1996 Pop per Square Mile (Pop Density)      3,830.9       1,001.7       6,334.5
1990 Pop per Square Mile (Pop Density)      3,971.1         980.9       6,537.3

Area (Square Miles)                           241.6       1,460.0          96.1
Area (Square Kilometers)                      625.7       3,781.4         248.8

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 2 of 9
Area 1 = Milwaukee County, WI                                             8/7/97
Area 2 = Milwaukee-Waukesha PMSA
Area 3 = Milwaukee, WI

--------------------------------------------------------------------------------
Description                                          Area 1    Area 2    Area 3
--------------------------------------------------------------------------------

Households:
    2001 Projection                                 346,308   553,637   225,891
    1996 Estimate                                   358,001   546,671   232,079
    1990 Census                                     373,048   537,722   240,540
    1990 - 1996 % Change (Growth)                     -4.0%       1.7%    -3.5%

2001 Average Household Size                            2.52      2.62      2.55
1996 Average Household Size                            2.51      2.62      2.54
1990 Average Household Size                            2.50      2.60      2.53

2001 Per Capita Income                             $ 19,716    21,977    15,944
1996 Per Capita Income                             $ 16,593    18,428    13,549
1990 Per Capita Income                             $ 13,572    14,980    11,229

2001 Median Family Income                          $ 47,868    56,446    38,924
1996 Median Family Income                          $ 40,822    47,686    33,586
1990 Median Family Income                          $ 34,067    39,182    28,481

2001 Median Household Income                       $ 39,156    46,555    32,290
1996 Median Household Income                       $ 33,393    39,330    27,862
1990 Median Household Income                       $ 27,867    32,316    23,627

2001 Average Household Income                      $ 49,686    57,651    40,654
1996 Average Household Income                      $ 41,692    48,201    34,459
1990 Average Household Income                      $ 33,914    38,958    28,415

1996 % Household Income:
    $ 0 - $9,999                                       13.2%     10.1%     17.1%
    $ 10,000 - $ 14,999                                 8.9%      7.2%     10.8%
    $ 15,000 - $ 24,999                                15.6%     13.5%     17.5%
    $ 25,000 - $ 34,999                                14.5%     13.4%     15.1%
    $ 35,000 - $ 49,999                                18.6%     19.3%     18.1%
    $ 50,000 - $ 74,999                                18.1%     21.1%     14.9%
    $ 75,000 - $ 99,999                                 6.3%      8.3%      4.3%
    $ 100,000 - $ 149,999                               3.4%      4.9%      1.8%
    $ 150,000 +                                         1.5%      2.2%      0.5%

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 3 of 9
Area 1 =  Milwaukee County, WI                                            8/7/97
Area 2 =  Milwaukee-Waukesha PMSA
Area 3 =  Milwaukee, WI

--------------------------------------------------------------------------------
Description                                             Area 1   Area 2   Area 3
--------------------------------------------------------------------------------

1990 % Household Income:
      $ 0 - $9,999                                       16.7%    13.3%    21.2%
      $ 10,000 - $ 14,999                                 9.6%     8.2%    11.2%
      $ 15,000 - $ 24,999                                18.4%    16.5%    20.0%
      $ 25,000 - $ 34,999                                16.6%    15.9%    16.6%
      $ 35,000 - $ 49,999                                19.1%    20.7%    17.5%
      $ 50,000 - $ 74,999                                13.8%    17.1%    10.6%
      $ 75,000 - $ 99,999                                 3.3%     4.8%     2.1%
      $ 100,000 - $ 149,999                               1.5%     2.2%     0.6%
      $ 150,000 +                                         0.9%     1.4%     0.4%

1996 % Population by Age:
      0 - 5                                               9.1%     8.8%    10.1%
      6 - 13                                             11.6%    11.6%    12.5%
      14 - 17                                             5.3%     5.4%     5.6%
      18 - 20                                             4.5%     4.6%     4.8%
      21 - 24                                             5.5%     5.5%     6.0%
      25 - 34                                            15.3%    14.2%    16.1%
      35 - 44                                            15.9%    16.0%    15.5%
      45 - 54                                            10.8%    12.1%     9.8%
      55 - 64                                             7.8%     8.4%     6.9%
      65 - 74                                             7.5%     7.2%     6.8%
      75 - 84                                             5.0%     4.5%     4.4%
      85 +                                                1.8%     1.6%     1.6%
      Median Age Total Population                        34.3     34.9     32.1
      Median Age Adult Population                        42.2     42.9     40.5

1990 % Population by Age:
      0 - 5                                               9.4%     9.2%    10.3%
      6 - 13                                             11.3%    11.7%    12.0%
      14 - 17                                             5.0%     5.3%     5.1%
      18 - 20                                             4.4%     4.2%     5.1%
      21 - 24                                             6.4%     5.9%     7.1%
      25 - 34                                            18.5%    17.7%    19.0%
      35 - 44                                            14.2%    15.1%    13.4%
      45 - 54                                             8.8%     9.8%     7.9%
      55 - 64                                             8.5%     8.6%     7.7%
      65 - 74                                             7.5%     7.0%     6.8%
      75 - 84                                             4.6%     4.1%     4.2%
      85 +                                                1.5%     1.4%     1.4%
      Median Age Total Population                        32.3     32.8     30.3
      Median Age Adult Population                        40.1     40.7     38.4

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 4 of 9
Area 1 = Milwaukee County, WI                                             8/7/97
Area 2 = Milwaukee-Waukesha PMSA
Area 3 = Milwaukee, WI

--------------------------------------------------------------------------------
Description                                               Area 1  Area 2  Area 3
--------------------------------------------------------------------------------

1996 % Female Population by Age:
      0 - 5                                                 8.5%    8.3%    9.4%
      6 - 13                                               10.8%   10.9%   11.6%
      14 - 17                                               4.9%    5.1%    5.2%
      18 - 20                                               4.2%    4.4%    4.5%
      21 - 24                                               5.2%    5.3%    5.7%
      25 - 34                                              15.0%   14.0%   15.9%
      35 - 44                                              15.6%   15.8%   15.3%
      45 - 54                                              10.8%   12.1%    9.8%
      55 - 64                                               8.0%    8.6%    7.3%
      65 - 74                                               8.1%    7.7%    7.4%
      75 - 84                                               6.1%    5.5%    5.5%
      85 +                                                  2.6%    2.3%    2.3%
      Female Median Age Total Population                   35.8    36.3    33.6
      Female Median Age Adult Population                   43.5    43.9    41.7

1990 % Female Population by Age:
      0 - 5                                                 8.7%    8.7%    9.6%
      6 - 13                                               10.6%   11.1%   11.2%
      14 - 17                                               4.6%    5.0%    4.8%
      18 - 20                                               4.3%    4.1%    5.0%
      21 - 24                                               6.3%    5.8%    7.1%
      25 - 34                                              18.1%   17.4%   18.7%
      35 - 44                                              13.8%   14.9%   13.1%
      45 - 54                                               8.8%    9.8%    8.0%
      55 - 64                                               8.6%    8.6%    7.9%
      65 - 74                                               8.2%    7.6%    7.5%
      75 - 84                                               5.7%    5.1%    5.2%
      85 +                                                  2.2%    2.0%    2.0%
      Female Median Age Total Population                   33.5    33.9    31.5
      Female Median Age Adult Population                   41.4    41.7    39.4

1990 % Hispanic Population by Type:
      Not of Hispanic Origin                               95.3%   96.4%   93.7%
      Mexican                                               2.5%    2.0%    3.3%
      Puerto Rican                                          1.5%    1.1%    2.2%
      Cuban                                                 0.1%    0.1%    0.1%
      Other Hispanic                                        0.5%    0.4%    0.6%

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 5 of 9
Area 1 = Milwaukee County, WI                                             8/7/97
Area 2 = Milwaukee-Waukesha PMSA
Area 3 = Milwaukee, WI

----------------------------------------------------------------------------------------
Description                                               Area 1      Area 2      Area 3
----------------------------------------------------------------------------------------
1990 % Population Enrolled in School (Age 3 & Over):

      Preprimary School                                     6.3%        7.3%        5.6%
      Elementary and High School                           64.2%       65.6%     64.9 %
      College                                              29.5%       27.1%       29.4%

      Total School Enrollment                           255,180     382,149     176,633

1990 % Educational Attainment (Age 25 & Over):

      Less than Grade 9                                     8.3%        7.3%        9.8%
      Grade 9-12 (No Diploma)                              15.4%       13.0%       18.7%
      High School Graduate or Equivalency                  31.5%       32.1%       31.9%
      Some College (No Degree)                             19.4%       19.6%       19.0%
      Associate Degree                                      6.0%        6.7%        5.8%
      Bachelor Degree                                      13.1%       14.8%       10.3%
      Graduate or Professional Degree                       6.2%        6.5%        4.5%

1990 % Employment Status:

      Total Labor Force:
          Armed Forces                                      0.2%        0.1%        0.2%
          Civilian:
             Employed                                      60.7%       64.1%       58.2%
             Unemployed                                     4.4%        3.7%        5.7%
      Not In Labor Force                                   34.7%       32.1%       36.0%

      Female Labor Force:
         Armed Forces                                       0.0%        0.0%        0.0%
         Civilian:
             Employed                                      54.6%       57.1%       53.0%
             Unemployed                                     3.8%        3.2%        4.9%
      Not In Labor Force                                   41.5%       39.7%       42.1%

1990 % Working Mothers:

      Child less than 6 Only                               17.6%       17.3%       16.9%
      Child 6-17 Only                                      38.0%       40.2%       35.4%
      Child less than 6 & 6-17                             13.3%       13.0%       13.5%
      Nonworking Mothers                                   31.2%       29.5%       34.2%

      Total Mothers                                     118,878     184,087      79,960

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 6 of 9
Area 1 = Milwaukee County, WI                                             8/7/97
Area 2 = Milwaukee-Waukesha PMSA
Area 3 = Milwaukee, WI

-----------------------------------------------------------------------------------
Description                                          Area 1      Area 2      Area 3
-----------------------------------------------------------------------------------
1990 % Industry Employment:
      Agriculture/Forestry/Fishing                     0.5%        0.9%        0.5%
      Mining                                           0.1%        0.1%        0.0%
      Construction                                     3.8%        4.5%        3.7%
      Manufacturing:
        Nondurable Goods                               6.8%        7.4%        7.1%
        Durable Goods                                 15.3%       16.7%       15.2%
      Transportation                                   4.4%        4.0%        4.5%
      Communications & Public Utilities                2.3%        2.3%        2.3%
      Wholesale Trade                                  4.5%        4.9%        4.0%
      Retail Trade                                    16.9%       16.5%       17.6%
      Finance/Insurance/Real Estate                    7.9%        7.6%        7.2%
      Services:
        Business & Repair                              5.1%        4.9%        5.3%
        Personal                                       2.4%        2.3%        2.5%
        Entertainment & Recreation                     1.4%        1.3%        1.4%
        Health                                        10.7%        9.8%       10.4%
        Educational                                    8.1%        7.8%        8.3%
        Other Professional & Related                   6.6%        6.2%        6.1%
      Public Administration                            3.4%        2.9%        3.8%
      Total                                        446,630     700,737     274,237

1990 % Occupation:
      Executive & Managerial                          11.1%       12.3%        9.2%
      Professional Specialty                          14.3%       14.3%       12.1%
      Technical Support                                3.6%        3.6%        3.5%
      Sales                                           11.4%       12.0%       10.3%
      Administrative Support                          18.5%       17.5%       18.8%
      Service: Private Household                       0.2%        0.2%        0.2%
      Service: Protective                              1.8%        1.4%        2.1%
      Service: Other                                  12.1%       10.9%       14.1%
      Farming, Forestry & Fishing                      0.5%        0.8%        0.6%
      Precision Production, Craft & Repair            10.2%       11.2%       10.2%
      Machine Operator, Assemblers & Inspectors        8.8%        8.6%       10.2%
      Transportation & Material Moving                 3.8%        3.6%        4.3%
      Laborers                                         3.8%        3.5%        4.4%

      White Collar Total                              58.8%       59.7%       53.9%
      Blue Collar Total                               26.6%       26.9%       29.1%

   Total Employed                                  446,630     700,737     274,237

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 7 of 9
Area 1 = Milwaukee County, WI                                             8/7/97
Area 2 = Milwaukee-Waukesha PMSA
Area 3 = Milwaukee, WI

--------------------------------------------------------------------------------
Description                                     Area 1        Area 2      Area 3
--------------------------------------------------------------------------------

1990 % Marital Status:
      Total Male:                             347,347       526,030     221,384
        Never Married                            36.4%         32.9%       41.2%
        Married                                  50.5%         55.8%       44.3%
        Separated                                 1.8%          1.5%        2.3%
        Widowed                                   3.0%          2.6%        3.0%
        Divorced                                  8.3%          7.3%        9.2%

      Total Female:                           401,231       586,963     258,631
        Never Married                            30.4%         27.1%       34.9%
        Married                                  43.6%         49.9%       37.8%
        Separated                                 2.6%          2.1%        3.4%
        Widowed                                  12.9%         11.7%       12.5%
        Divorced                                 10.4%          9.2%       11.3%

1990 Households by Type:
      One Person Households                   109,528       137,178      73,265
      Two or more Person Households:
        Family Households:
          Married Couple                      167,999       283,426      92,773
          Male Householder                     12,512        16,578       9,117
          Female Householder                   58,778        69,795      47,649
        Nonfamily Households                   24,231        30,745      17,736

1990 Family Households With Children
      Married Couple Family                    75,900       134,557      43,086
      Male Householder                          5,707         7,668       4,309
      Female Householder                       41,101        47,726      35,019

1990 Population by Household Type:
      Family Households                       768,286     1,192,148     495,050
      Nonfamily Households                    165,140       207,425     114,705

1990 Households With:
      Children Under 18                       124,037       191,813      83,391
      Persons Over 65                          91,901       124,207      56,144
      Householder Over 65                      84,496       113,466      51,404

1990 Average Family Size                         3.14          3.16        3.21

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 8 of 9
Area 1 = Milwaukee County, WI                                             8/7/97
Area 2 = Milwaukee-Waukesha PMSA
Area 3 = Milwaukee, WI

--------------------------------------------------------------------------------------
Description                                           Area 1       Area 2       Area 3
--------------------------------------------------------------------------------------
1990 Median Home Value                             $ 65,423       76,905       54,265
1990 Average Home Value                            $ 74,776       89,654       55,806
1990 Median Contract Rent                             $ 362          375          341
1990 Average Contract Rent                            $ 375          389          351

1990 Persons In Unit:
     1 Person Units                                 109,528      137,178       73,265
     2 Person Units                                 116,694      170,086       71,320
     3 Person Units                                  60,421       91,419       38,965
     4+ Person Units                                 86,405      139,039       90,557

1990 Housing Unit Counts:
     Total Units                                    390,715      562,031      254,204
       % Occupied                                      95.5%        95.7%        94.6%
       % Vacant                                         4.5%         4.3%         5.4%
       % Year Round                                     4.4%         3.8%         5.2%
       % Seasonal                                       0.2%         0.5%         0.1%
     Occupied Units                                 373,048      537,722      240,540
       % Owner Occupied                                52.1%        59.4%        44.8%
       % Renter Occupied                               47.9%        40.6%        55.2%
     Vacant Units                                    17,667       24,309       13,664
       % Year Round of Vacant Units                    96.5%        88.6%        97.5%
       % Seasonal of Vacant Units                       3.5%        11.4%         2.5%

1990 Total Housing Units in Structure               390,715      562,031      254,204
     1, Detached                                       44.3%        53.0%        37.0%
     1, Attached                                        4.3%         4.2%         4.8%
     2,                                                20.4%        15.8%        25.3%
     3 - 9                                             12.6%        11.0%        14.0%
     10 - 49                                           11.1%         9.9%        11.1%
     50 +                                               5.2%         4.1%         5.6%
     Mobile Home or Trailer                             0.4%         0.6%         0.2%
     Other                                              1.7%         1.5%         1.9%

1990 Owner Occupied Housing Units by Year Built     194,221      319,660      107,682
     Built 1985 to March, 1990                          1.9%         5.3%         0.5%
     Built 1980 to 1984                                 2.1%         3.5%         1.4%
     Built 1970 to 1979                                 8.6%        15.4%         5.8%
     Built 1960 to 1969                                12.5%        15.2%        10.1%
     Built 1950 to 1959                                28.2%        24.4%        28.9%
     Built 1949 or Earlier                             46.6%        36.0%        53.2%

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 9 of 9
Area 1 =  Milwaukee County, WI                                            8/7/97
Area 2 =  Milwaukee-Waukesha PMSA
Area 3 =  Milwaukee, WI

--------------------------------------------------------------------------------
Description                                       Area 1      Area 2      Area 3
--------------------------------------------------------------------------------

1990 % Means of Transportation to Work:
      Car, Truck or Van:
         Drove Alone                               72.6%       76.7%       67.2%
         Carpooled                                 12.0%       11.0%       13.2%
      Public Transportation                         7.9%        5.2%       11.0%
      Other Means                                   5.7%        4.8%        6.9%
      Worked at Home                                1.9%        2.2%        1.6%

1990 % Travel Time to Work:
     0 - 14 Minutes                                31.1%       31.7%       30.2%
     15 - 29 Minutes                               48.3%       45.2%       47.9%
     30 - 59 Minutes                               17.8%       20.4%       18.6%
     60 - 89 Minutes                                1.9%        1.8%        2.3%
     90 + Minutes                                   1.0%        1.0%        1.0%

1990 Households by Number of Vehicles:
     1 Vehicle                                  144,831     182,926      96,207
     2 Vehicles                                 121,218     200,868      65,959
     3 Vehicles                                  28,632      57,103      14,871
     4 Vehicles                                   7,031      15,952       3,515
     5 or More Vehicles                           2,238       5,906       1,021

Area defined by County
Area defined by MSA
Area defined by Place

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

================================================================================
                       ADDENDUM C   THE POLACHECK COMPANY INDUSTRIAL MARKET DATA
--------------------------------------------------------------------------------

                                   Addendum C

                  THE POLACHECK COMPANY INDUSTRIAL MARKET DATA

--------------------------------------------------------------------------------

[GRAPHIC OMITTED]

INDUSTRIAL

The Polacheck Company, Inc. is pleased to present the 1997 edition of our Industrial Market Survey. This year we are labeling the survey as the Southeast Wisconsin Industrial Market Survey because we have included Racine and Kenosha Counties in our numbers. The inclusion of these new counties obviously widens our scope and provides you, our client, with a more accurate picture of our trading area.

      Demand remains strong in all geographic sectors of southeast Wisconsin.

      Our large industrial transactions continue to be user-driven. As examples, we cite the Harley-Davidson purchase of a Briggs and Stratton facility in Menomonee Falls and the sale by Goodyear Tire and Rubber of a distribution center in New Berlin to Chr. Hansen Inc.

      Institutional investor influence has gained strength, but availability of product for these buyers is scarce.

                            Highlights and Messages

      o Occupancy for the six county area is very high at 96.27 percent. This is an increase from last year's four county rate of 94.36 percent.

      o Milwaukee County continues to lose industrial base while all the other counties have gained.

      o The market response to demand has been the creation of product - the number of available buildings has increased by 26 percent to 215 properties.

      o Expansion will continue in all areas with the west and southwest corridors the most active.

DISTRIBUTION OF INDUSTRIAL BASE

Milwaukee County remains the entity with the largest industrial base; however, the decline relative to other counties continues:

      o In the four county area, Milwaukee County's share of the industrial base is 66.8 percent, a decline of two percent from 1966.

      o When all six counties are considered, Milwaukee County's share of the industrial base is 55.98 percent.

  [The following table was represented as a bar graph in the printed material]

                     DISTRIBUTION OF TOTAL INDUSTRIAL SPACE

                                  1995          1996          1996
                                  ----          ----          ----
MILWAUKEE COUNTY                  69.0%         68.2%         56.0%
WAUKESHA COUNTY                   22.0%         22.5%         19.6%
OZAUKEE COUNTY                     4.3%          4.5%          3.9%
WASHINGTON COUNTY                  4.7%          4.9%          4.4%
KENOSHA COUNTY                     0%            0%            4.2%
RACINE COUNTY                      0%            0%           12.0%

SOUTHEASTERN WISCONSIN AREA
VACANCY RATE

Vacancy rates have increased over the past year except for Ozaukee County.

Even with such increases, the occupancy rate exceeds 95 percent.

METROPOLITAN MILWAUKEE INDUSTRIAL SPACE

----------------------------------------------------------------------------------------------------------
                           Total                               Square Feet                    Vacancy
  County                Square Feet                               Vacant                       Rate
----------------------------------------------------------------------------------------------------------
               1995         1996         1997          1995        1996       1997      1995   1996   1997
MILWAUKEE   129,410,475  130,389,459  131,029,146    6,884,139  4,505,804  4,541,815    5.32   3.46   3.47
WAUKESHA     41,180,063   42,935,372   45,763,433    1,625,987  1,218,626  1,547,237    3.95   2.84   3.38
OZAUKEE       8,330,709    8,583,006    9,176,003      622,262    608,062    531,807    7.47   7.08   5.80
WASHINGTON    8,995,087    9,336,663   10,190,196      559,692    146,636    306,790    6.22   1.57   3.01
KENOSHA               0            0    9,810,920            0          0    498,905    0.00   0.00   5.09
RACINE                0            0   28,085,208            0          0  1,304,532    0.00   0.00   4.64
----------------------------------------------------------------------------------------------------------
TOTALS      187,916,334  191,244,500  234,054,906    9,692,080  6,479,128  8,731,086    5.16%  3.39%  3.73%

  [The following table was represented as a bar graph in the printed material]

                    DISTRIBUTION OF SPACE FOR SALE OR LEASE

                                    1995       1996       1996
                                    ----       ----       ----
MILWAUKEE COUNTY                    71.0%      69.5%      52.0%
WAUKESHA COUNTY                     16.8%      18.8%      17.7%
OZAUKEE COUNTY                       6.4%       9.4%       6.0%
WASHINGTON COUNTY                   15.8%       2.3%       3.5%
KENOSHA COUNTY                         0%         0%       5.7%
RACINE COUNTY                          0%         0%      14.9%

BUILDING AVAILABILITY - The number of available buildings has increased to 215, a jump of 26 percent over last year. It should be noted that this is a large increase in buildings ranging in size from 10,000-50,000 square feet. This is a direct response to the industrial shortage, which was indicated in last year's report.

INDUSTRIAL SPACE FOR SALE OR LEASE

-----------------------------------------------------------------------------------------------------------------------------
  Building Size            No. of                 % of                          Sq. Ft.                         % of
  (Square Feet)          Buildings              Buildings                      Available                        Space
                    1995   1996   1997   1995     1996     1997      1995        1996        1997      1995     1996     1997
-----------------------------------------------------------------------------------------------------------------------------
10,000 - 19,999      75     70     84    35.5     40.9     39.1    1,043,842     969,985   1,187,368   10.1     15.0     13.6
20,000 - 49,999      81     64     86    38.4     37.4     40.0    2,381,563   1,890,060   2,500,770   23.0     29.2     29.7
50,000 - 99,999      27     26     30    12.8     15.2     14.0    1,797,379   1,801,605   2,048,730   17.4     27.8     23.4
100,000 - 240,999    24     10     10    11.4     05.8     04.7    3,611,470   1,517,478   1,201,981   34.9     23.4     13.8
250,000 +             4      1      5    01.9     00.6     02.3    1,503,475     300,000   1,702,228   14.5     04.6     19.5
-----------------------------------------------------------------------------------------------------------------------------
TOTALS              211    171    215     100%     100%     100%  10,337,729   6,479,128   8,731,086    100%     100%     100%

  [The following table was represented as a bar graph in the printed material]

                                    1995         1996         1996
                                    ----         ----         ----
10,000-19,999                       10.1%        15.0%        13.6%
20,000-49,999                       23.0%        29.2%        29.7%
50,000-99,999                       17.4%        27.8%        23.4%
100,000-249,999                     34.9%        23.4%        13.8%
250,000+                            14.5%         4.6%        19.5%

MARKET OUTLOOK

      o The strong demand for product will continue from both users and investors.

      o Business park inventory is being absorbed quickly with a shortage of sites anticipated by mid-1997.

      o If there is a soft spot in the southeast Wisconsin industrial market, it will be in the Racine/Kenosha corridor, where there are a number of sites in formal business parks recently made available.

      o Milwaukee County continues to talk about industrial development in the Mitchell International Airport area.

MILWAUKEE COUNTY

--------------------------------------------------------------------------------------------------------------
                                Total                            Square Feet                   Vacancy
                             Square Feet                            Vacant                      Rate
--------------------------------------------------------------------------------------------------------------
                   1995         1996         1997       1995        1996       1997     1995    1996     1997

MILWAUKEE      129,410,475  130,389,459  131,029,146  6,884,139  4,505,804  4,541,815   5.32%   3.46%    3.47%
BROWN DEER       1,875,818    1,875,818    1,905,818     97,450     45,000    290,674   5.20    2.40    15.25
CUDAHY           4,146,276    4,271,276    4,291,276     96,800     98,232    143,784   2.33    2.30     3.35
FRANKLIN           889,704      889,704    1,347,391     68,960     58,000     34,000   7.75    6.52     2.52
GLENDALE         5,016,254    5,016,254    4,366,254  1,506,981    201,006    314,168  30.04    4.01     7.20
GREENDALE          574,198      574,198      574,198          0          0     15,565   0.00    0.00     2.71
GREENFIELD         129,775      129,775      129,775          0          0          0   0.00    0.00     0.00
HALES CORNERS       17,303       17,303       17,303          0          0          0   0.00    0.00     0.00
MILWAUKEE       87,709,532   88,113,596   88,551,596  4,291,880  3,679,226  3,291,086   4.89    4.18     3.72
OAK CREEK        7,393,404    7,759,324    8,018,324     87,682    172,596     58,145   1.19    2.22     0.73
SHOREWOOD                0            0            0          0          0          0   0.00    0.00     0.00
SOUTH MILW.      2,887,639    2,887,639    2,887,639    100,000     83,000     80,600   3.46    2.87     2.79
ST. FRANCIS        686,952      770,952      820,952          0          0          0   0.00    0.00     0.00
WAUWATOSA        5,424,063    5,424,063    5,424,063    160,768     42,220    180,854   2.96    0.78     3.33
WEST ALLIS       8,509,447    8,509,447    8,544,447    473,618    126,524    122,759   5.57    1.49     1.44
WEST MILW.       4,150,110    4,150,110    4,150,110          0          0     10,780   0.00    0.00     0.26

      o Milwaukee County contains 56 percent of all industrial property in southeast Wisconsin and 66.8 percent in the previously reported four county area.

      o Milwaukee County continues to lose industrial base to the surrounding counties.

      o Vacancy rate for the county is virtually unchanged from the 1996 rate of 3.46 at a healthy 3.47 percent.

      o Of the 15 communities measured, six had an increase in vacancy rates, five had a decrease and four remained the same.

      o The city of Milwaukee has remained a very strong market with an occupancy rate of 96.3 percent.

      o The city of Glendale is sponsoring a major industrial redevelopment at the site of the former Crown Cork and Seal plant.

  [The following table was represented as a bar graph in the printed material]

                                 VACANCY RATES

                                     1995       1996       1997
                                     ----       ----       ----
BROWN DEER                           5.20%      2.40%     15.26%
CUDAHY                               2.33%      2.30%      3.35%
FRANKLIN                             7.75%      6.52%      2.52%
GLENDALE                            30.04%      4.01%      7.20%
GREENDALE                               0%         0%         0%
GREENFIELD                              0%         0%         0%
HALES CORNERS                           0%         0%         0%
MILWAUKEE                            4.89%      4.18%      3.72%
OAK CREEK                            1.19%      2.22%      0.73%
SHOREWOOD                               0%         0%         0%
SOUTH MILWAUKEE                      3.46%      2.87%      2.79%
ST. FRANCIS                             0%         0%         0%
WAUWATOSA                            2.96%       .78%      3.33%
WEST ALLIS                            5.7%      1.49%      1.44%
WEST MILWAUKEE                          0%         0%       .26%

                                   SUBMARKET
                                    ANALYSIS

                               [GRAPHIC OMITTED]

MILWAUKEE COUNTY

--------------------------------------------------------------------------------------------------------------
                                Total                            Square Feet                   Vacancy
                             Square Feet                            Vacant                      Rate
--------------------------------------------------------------------------------------------------------------
                   1995         1996         1997       1995        1996       1997     1995    1996     1997

MILWAUKEE      129,410,475  130,389,459  131,029,146  6,884,139  4,505,804  4,541,815   5.32%   3.46%    3.47%
BROWN DEER       1,875,818    1,875,818    1,905,818     97,450     45,000    290,674   5.20    2.40    15.25
CUDAHY           4,146,276    4,271,276    4,291,276     96,800     98,232    143,784   2.33    2.30     3.35
FRANKLIN           889,704      889,704    1,347,391     68,960     58,000     34,000   7.75    6.52     2.52
GLENDALE         5,016,254    5,016,254    4,366,254  1,506,981    201,006    314,168  30.04    4.01     7.20
GREENDALE          574,198      574,198      574,198          0          0     15,565   0.00    0.00     2.71
GREENFIELD         129,775      129,775      129,775          0          0          0   0.00    0.00     0.00
HALES CORNERS       17,303       17,303       17,303          0          0          0   0.00    0.00     0.00
MILWAUKEE       87,709,532   88,113,596   88,551,596  4,291,880  3,679,226  3,291,086   4.89    4.18     3.72
OAK CREEK        7,393,404    7,759,324    8,018,324     87,682    172,596     58,145   1.19    2.22     0.73
SHOREWOOD                0            0            0          0          0          0   0.00    0.00     0.00
SOUTH MILW.      2,887,639    2,887,639    2,887,639    100,000     83,000     80,600   3.46    2.87     2.79
ST. FRANCIS        686,952      770,952      820,952          0          0          0   0.00    0.00     0.00
WAUWATOSA        5,424,063    5,424,063    5,424,063    160,768     42,220    180,854   2.96    0.78     3.33
WEST ALLIS       8,509,447    8,509,447    8,544,447    473,618    126,524    122,759   5.57    1.49     1.44
WEST MILW.       4,150,110    4,150,110    4,150,110          0          0     10,780   0.00    0.00     0.26

      o Milwaukee County contains 56 percent of all industrial property in southeast Wisconsin and 66.8 percent in the previously reported four county area.

      o Milwaukee County continues to lose industrial base to the surrounding counties.

      o Vacancy rate for the county is virtually unchanged from the 1996 rate of 3.46 at a healthy 3.47 percent.

      o Of the 15 communities measured, six had an increase in vacancy rates, five had a decrease and four remained the same.

      o The city of Milwaukee has remained a very strong market with an occupancy rate of 96.3 percent.

      o The city of Glendale is sponsoring a major industrial redevelopment at the site of the former Crown Cork and Seal plant.

  [The following table was represented as a bar graph in the printed material]

                                 VACANCY RATES

                                     1995       1996       1997
                                     ----       ----       ----
BROWN DEER                           5.20%      2.40%     15.26%
CUDAHY                               2.33%      2.30%      3.35%
FRANKLIN                             7.75%      6.52%      2.52%
GLENDALE                            30.04%      4.01%      7.20%
GREENDALE                               0%         0%         0%
GREENFIELD                              0%         0%         0%
HALES CORNERS                           0%         0%         0%
MILWAUKEE                            4.89%      4.18%      3.72%
OAK CREEK                            1.19%      2.22%      0.73%
SHOREWOOD                               0%         0%         0%
SOUTH MILWAUKEE                      3.46%      2.87%      2.79%
ST. FRANCIS                             0%         0%         0%
WAUWATOSA                            2.96%       .78%      3.33%
WEST ALLIS                            5.7%      1.49%      1.44%
WEST MILWAUKEE                          0%         0%       .26%

[LOGO] CB
COMMERCIAL


                           KANSAS CITY MARKET ANALYSIS

                          PRENTISS INDUSTRIAL PORTFOLIO


                              Kansas City, Missouri



                                DATE OF ANALYSIS

                                   August 1997


                                  PREPARED FOR


                              LEHMAN BROTHERS, INC.
                            3 World Financial Center
                            New York, New York 10285


                                   PREPARED BY

                 CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC.
                        CAPITAL MARKETS SUPPORT SERVICES
                         2500 West Loop South, Suite 100
                            Houston, Texas 77027-4502

             [LETTERHEAD OF CB COMMERCIAL REAL ESTATE GROUP, INC.]


August 15, 1997

Mr. Mark H. Mauldin
LEHMAN BROTHERS, INC.
3 World Financial Center
New York, New York  10285

RE:      Kansas City Market Analysis
         Prentiss Industrial Portfolio
         Kansas City, Missouri
         CBC File No. 97-301

Dear Mr. Mauldin:

At your request and authorization, CB Commercial Real Estate Group, Inc. has prepared a Market Analysis for the Prentiss Industrial Portfolio located in Kansas City , Missouri.

The subject consists of three, institutional quality, industrial developments having a combined total of 1,221,707 SF of net rentable area. The Kansas City market has an average occupancy of 94% with a weighted average rental rate of $4.41 PSF/YR. Overall this market area is stabilized and showing improving rental rates.

This report may be relied upon by Lehman Brothers and its successors and assigns in determining whether to make a loan evidenced by a note (the "Property Note") secured by the property. This report may be relied upon by any purchaser or assignee of the Property Note in determining whether to purchase the Property Note from Lehman Brothers and its successors and assigns and by any rating agency rating securities secured by, or representing an interest in the Property Note. This report may be referred to, quoted in and included with materials offering for sale the Property Note or an interest therein for sale. This report may be relied upon by persons acquiring the Property Note or an interest in the Property Note. This report speaks as of the date prepared.

It has been a pleasure to assist you in this assignment. If you have any questions concerning the analysis, or if CB Commercial Real Estate Group, Inc. can be of further service, please do not hesitate to contact us.

Respectfully submitted,

CB COMMERCIAL REAL ESTATE GROUP, INC.
CAPITAL MARKETS SUPPORT SERVICES

by:


/s/ Jason T. Hutchins
-------------------------------
Jason T. Hutchins
Project Manager

JTH

--------------------------------------------------------------------------------
                                                        SUMMARY OF SALIENT FACTS
--------------------------------------------------------------------------------

                            SUMMARY OF SALIENT FACTS

Property Name:                          PRENTISS PROPERTIES PORTFOLIO

Location:                               Various locations, Kansas City, MO

Property Description:                   Airworld Drive contains 200,000 ne
                                        rentable square feet. 107th Terrace
                                        contains 96,700 net rentable square
                                        feet. Northland Park is composed of fou
                                        warehouse/distribution facilities
                                        containing 925,007 net rentable square
                                        feet.

Date of Analysis:                       August 1, 1997

Improvements

Number of Buildings:                    6

Number of Stories:                      1

Gross Building Area:                    1,221,707 SF

Net Rentable Area:                      1,221,707 SF

Avg. Year Built                         1972-1978

Condition:                              Good

Effective Age:                          20 Years

Market Financial Indicators

Current Occupancy:                      95.0%

Stabilized Occupancy:                   95.0%

Estimated Absorption:                   Market is stabilized.

Market Rental Rate:                     $0.84 - $1.19 PSF

Tenant Improvements (New Leases):       $0.25 Per SF

Tenant Improvements (Renewal Leases):   $0.00 Per SF

Leasing Commissions (New Leases):       6.0%

Leasing Commissions (Renewal Leases):   2.0%

================================================================================
                                                               TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                TABLE OF CONTENTS


SUMMARY OF SALIENT FACTS.....................................................ii

TABLE OF CONTENTS...........................................................iii

TRADE AREA ANALYSIS...........................................................1

COMPETITIVE MARKET TREND ANALYSIS.............................................3

MARKETABILITY CONCLUSIONS.....................................................7

ADDENDA
   A     Improved Comparable Sales
   B     Demographics
   C     CB Commercial Industrial Market Statistics
   D     Torto Wheaton Research Data

================================================================================

================================================================================
                                                            TRADE AREA ANALYSIS
--------------------------------------------------------------------------------


                               TRADE AREA ANALYSIS


Regional Influences

The population of the Kansas City metropolitan statistical area was 1.66 million people making it the 27th largest in the country as of the end of first quarter 1996. The Kansas City, MO-KS MSA consist of counties and cities in both Kansas and Missouri. The four counties in Kansas are Johnson, Leavenworth, Miami, and Wyandotte and the central cities are Kansas, Olathe, and Leavenworth. The seven counties in Missouri are Cass, Clay, Clinton, Jackson, Lafayette, Platte, and Ray.

The median per capita personal income in 1995 for the MSA was $24,469 which is 5% above the national level. The cost of doing business is the same as the national average. Industries concentrated in Kansas City include local & interurban passenger transit, railroad transportation, printing/publishing and communication.

The top major employers of the area are Sprint, Health Midwest, Hallmark Cards, University of Kansas & Medical Center and Ford Motor. Other employers include Trans World Airlines, Allied-Signal and Black & Veatch.

Location

The trade area is located in the city of Kansas City . The city of Kansas City is located on the border between northern Kansas and Missouri. The submarket is located in North Kansas City Missouri.

Demographics

Population growth and new household formations have been on an upward trend within the overall subject trade area, while declining somewhat in the local submarket.

Selected trade area demographics are shown in the following table:


--------------------------------------------------------------------------------

================================================================================
                                                             TRADE AREA ANALYSIS
--------------------------------------------------------------------------------


        ==============================================================
                        SELECTED METRO AREA DEMOGRAPHICS
                              SUBJECT'S LOCAL AREA
        ==============================================================
                                           North Kansas   Kansas City
                                             City, MO        MSA
        --------------------------------------------------------------
        Population
                2001 Estimate                     3,457      1,746,758
                1996 Estimate                     3,770      1,680,964
                1990 Census                       4,130      1,582,875
                1996 - 2001 % Change              -8.3%           3.9%
        Households
                2001 Estimate                     2,017        667,815
                1996 Estimate                     2,193        644,060
                1990 census                       2,396        608,459
                1996 - 2001 % Change              -8.0%           3.7%
        2001 Median Household Income            $24,543        $43,984
        1996 Median Household Income            $22,289        $37,621
        1996 Average Household Income           $27,438        $47,283
        1990 Average Home Value                 $56,091        $77,455
        1990% College Graduates                   11.0%          23.2%
        --------------------------------------------------------------
        Source:  Strategic Mapping, Inc.
        Compiled by: CB Commercial
        ==============================================================


Trends and Conclusions

The outlook is for relatively stable performance with moderate improvement over the next several years. As a result, the demand for existing developments is expected to be good. Generally, the trade area is expected to maintain a relatively stable growth pattern in the foreseeable future.

--------------------------------------------------------------------------------

================================================================================
                                               COMPETITIVE MARKET TREND ANALYSIS
--------------------------------------------------------------------------------


                        COMPETITIVE MARKET TREND ANALYSIS

COMPETITIVE OVERALL AND SUBMARKET SUPPLY

In order to research the market, we have relied upon data published by Torto Wheaton Research, KOLL, and CB Commercial Real Estate Appraisal Services Group.

MARKET SUMMARY

Selected market statistics for the subject trade area are shown in the following table:


   =========================================================================
                           MARKET STATISTICS
   -------------------------------------------------------------------------
   Category                             Source    Kansas City     Submarket
   -------------------------------------------------------------------------
   Existing Supply (SF X 1,000)         (1)      191,108            34,382
                                        (3)      196,848            34,855
   Under Construction (SF X 1,000)      (1)            0                 0
                                        (3)          119                 0
   Construction - 2 YR Annual Forecast
    (SF X 1,000)                        (1)        2,576                134
   Absorption - 3 YR Avg. (SF X 1,000)  (1)        4,471                567
   Absorption - 2 YR Annual Forecast
    (SF X 1,000)                        (1)        1,968                258
   Current Occupancy                    (1)        95.6%               95.4%
                                        (3)        94.2%               90.2%
   Occupancy - 2 YR Forecast            (1)        95.1%               96.1%
   Average Rent PSF - Current           (1)        $4.00               $3.21
                                        (2)        $4.41
                                        (3)        $4.41               $3.16
   Average Rent PSF - 2 YR Forecast     (1)        $4.59               $3.66
   Annual Rent Inflation 2 YR Forecast  (1)         7.1%                6.8%
   Source Codes:
   -------------------------------------------------------------------------
   (1) Torto Wheaton Research
   (2) KOLL National Real Estate Index
   (3) CB Commercial
   =========================================================================


MARKET RENT/DEMAND TRENDS

The following table presents the trends in rental rates and occupancy for the Kansas City area and local submarket over the past five years:


--------------------------------------------------------------------------------

================================================================================
                                               COMPETITIVE MARKET TREND ANALYSIS
--------------------------------------------------------------------------------


    =======================================================================
                                  MARKET TRENDS
                                   1992 - 1996
    =======================================================================
                      Kansas City              Clay Co. Submarket
                   ------------------        ---------------------
         Date      Rent PSF Occupancy        Rent PSF    Occupancy
    -----------------------------------------------------------------------
         1992        $2.94     90.6%            N/A         92.4%
         1993        $3.27     89.2%            N/A         90.9%
         1994        $3.43     91.2%            N/A         92.5%
         1995        $3.40     94.6%            N/A         93.1%
         1996        $4.00     95.6%             $3.21      95.4%
    1997 Forecast    $4.29     96.2%             $3.66      96.1%
    -----------------------------------------------------------------------
    Source:  Torto Wheaton Research
    =======================================================================

MARKET RENT TRENDS

In addition to the Torto Wheaton Research and KOLL surveys, a number of rent comparables have been surveyed in order to identify the performance trends within the subject's immediate submarket. CB Commercial surveyed competitive properties and lease transactions for comparison to the subject. The selected comparable rentals are summarized in the following summary chart.

==============================================================================================
           COMPARABLE RENTALS SUMMARY - PRENTISS PROPERITES PORTFOLIO
----------------------------------------------------------------------------------------------
  Comp.
   No.     Location            Size GRA)      Base Rent    Ex. Reimb.     TI's      Pct. Occ.
----------------------------------------------------------------------------------------------
   1    825 Armourdale,         47,277 SF       $3.35      Industrial      Not         80%
        Kansas City, KS                                      Gross     Applicable
   2    8800 Sunshine Road,     99,800 SF       $2.25      Industrial      N/A        100%
        Kansas City, KS                                      Gross
   3    2935 - 2929 Chrysler    52,000 SF       $2.50      Industrial      N/A         46%
        Road, Kansas City, KS                                Gross
   4    5300 Kansas Avenue,    400,000 SF       $1.35         Net         $0.00       100%
        Kansas City, KS
   5    3111 Fiberglass,        141,000 SF      $2.25      Industrial     As is       100%
        Kansas City, KS                                      Gross
-----------------------------------------------------------------------------------------------
   Compiled by: CB Commercial
===============================================================================================


The asking rental rates of the comparables range from $1.35 to $3.35 per square foot. Quoted occupancy rates range from 46% to 100%. Rental rates appear to be relatively stable at this time and there is no new construction in the local submarket. However, there is new construction in Johnson County, a southwest submarket.


--------------------------------------------------------------------------------

================================================================================
MARKET EXPENSE RATES
================================================================================

The following industry survey expense data is reported for the local market area:

================================================================================
                         PRENTISS PROPERTIES PORTFOLIO
                            COMPARABLE EXPENSE DATA
================================================================================
                                                                        NAIOP
                                           COMP I          COMP 2       MEDIAN
                                        ------------    -------------   -------
                                        Tulsa, OK (4    Oklahoma City   Midwest
 Location:                                 props.)       (20 props.)    Region
 NRA (SF):                                373,721        1,344,634
 Expense Year:                             1996             1996         1996
 Effective Gross Income PSF:              $4.59            $3.28        $4.25

 Unit of Comparison                        PSF               PSF          PSF
                                        ------------    -------------   --------

Expenses
          Real Estate Taxes                $0.39            $0.20        $0.51
          Insurance                        $0.05            $0.04        $0.05
          General Operating*               $0.58            $0.49        $0.42
          Allowance for Replacements       $0.00            $0.00        $0.00
          Management Fees                  $0.17            $0.11        $0.13
                                           -----            -----        -----
 Total Expenses                            $1.19           $0.84         $1.11
          * Includes CAM, maintenance and repairs, administrative, and other.
--------------------------------------------------------------------------------
 Source:  Actual operating statements, BOMA Experience Exchange Report 1996, and IREM Income/Expense Analysis Report 1998
Compiled By: CB Commercial
================================================================================

MARKET CAPITAL EXPENDITURES

The rent comparables surveyed reported the following capital expenditures for new and renewal leases:


--------------------------------------------------------------------------------

================================================================================
                                              COMPETITIVE MARKET TREND ANALYSIS
--------------------------------------------------------------------------------


    ---------------------------------------------------------------------
                           CAPITAL EXPENSES
    =====================================================================
     Capital Expense CatEgory                    Range Reported
    ---------------------------------------------------------------------
     Renewal Probability                        50%     to     75%
     Tenant Improvements (New Leases)        $0.00 PSF  to  $2.50 PSF
     Tenant improvements (Renewal Leases)    $0.00 PSF  to  $1.00 PSF
     Weighted Average Tenant Improvements    $0.00 PSF  to  $1.38 PSF
     Leasing Commissions (New Leases)           4.5%    to     6.0%
     Leasing Commissions (Renewal Leases)       2.0%    to     3.0%
     Weighted Average Leasing Commissions       3.3%    to     3.8%
   ----------------------------------------------------------------------
     Compiled By: CB Commercial
   ======================================================================


COMPARABLE SALES DATA AND TRENDS

The following table provides a summary of the comparable sales. A more detailed description of each transaction is included in the Addenda.

================================================================================
             IMPROVED SALE SUMMARY - PRENTISS PROPERTIES PORTFOLIO
================================================================================

    Sale                         Date of    Size
     No.      Location            Sale      (GBA)   Price PSF   OCC     NOI PSF     OAR
-------------------------------------------------------------------------------------------
     1    2925 Fairfax           Jun-96    282,000    $7.23      100%    $0.92     12.76%
          Trafficway, Kansas
          City, KS
     2    2850 Fairfax Trfwy,    Jun-96     92,000    $8.48        0%    $0.00     0.00%
          Kansas City, KS
     3    450 Funston, Kansas    Mar-96     52,220   $17.23      100%    $1.77     10.27%
          City, KS
     4    1001 W. Old            Mar-96     89,320   $16.96      100%    $1.55     9.11%
          Highway 56, Olathe,
          KS
     5    14th & Osage,          Apr-95    276,891    $7.61        0%    $0.00     0.00%
          Kansas City, MO
-------------------------------------------------------------------------------------------
   Compiled by: CB Commercial
===========================================================================================


--------------------------------------------------------------------------------

================================================================================
                                                       MARKETABILITY CONCLUSIONS
--------------------------------------------------------------------------------


                            MARKETABILITY CONCLUSIONS

  =========================================================================
                           PRENTISS PROPERTIES PORTFOLIO
                                    CONCLUSIONS
  =========================================================================
   Category                                               Amount
  -------------------------------------------------------------------------
   Current Occupancy:                              95.0%
   Stabilized Occupancy:                           95.0%
   Estimated Absorption:                           Market is stabilized.
   Expenses (Range of Comparable Data):            $0.84 -$1.19 PSF
   Market Expenses:                                $1 .10/SF/YR
   Market Rental Rate:                             $2.50 - $3.00 PSF
   Type of Lease:                                  Industrial Gross
   Tenant Impr. Range (New Leases):                $0.00 - $2.50 PSF
   Tenant Improvements (New Leases):               $0.25/SF
   Tenant Impr. Range (Renewal Leases):            $0.00 -$1.00 PSF
   Tenant Improvements (Renewal Leases):           $0.00/SF
   Leasing Commis. Range (New Leases):             4.5% - 6.0%
   Leasing Commissions (New Leases):               6.0%
   Leasing Commis. Range (Renewal Leases):         2.0% - 3.0%
   Leasing Commissions (Renewal Leases):           2.0%
   Average Lease Term                              5 Years
  -------------------------------------------------------------------------
   Compiled By: CB Commercial
  =========================================================================


--------------------------------------------------------------------------------

================================================================================
                                                                         ADDENDA
--------------------------------------------------------------------------------


                                     ADDENDA


--------------------------------------------------------------------------------

================================================================================
                                           ADDENDUM A  IMPROVED COMPARABLE SALES
--------------------------------------------------------------------------------


                                   Addendum A

                            IMPROVED COMPARABLE SALES


--------------------------------------------------------------------------------

================================================================================
                     SUMMARY OF COMPARABLE INDUSTRIAL SALES
================================================================================

                                                                                                                    Sales Price
Sale                                Sale     Year     Building                   Site Size   Percent     Sales      Per SF of
No.    Name / Location              Date     Built    Size (SF)       Type         (Acre)    Office      Price      Bldg Area   OAR
====================================================================================================================================
 1                                  06/96    1955     282,000     Bulk Warehouse    20.00       9      $2,040,000     $7.23   12.76%
      2925 Fairfax Trafficway
      Kansas City,KS

 2    Massy Ferguson                06/96    1950      92,000      Distribution      4.10       8        $780,000     $8.48    N/A
      2850 Fairfax Trfwy
      Kansas City,KS

 3    Browning Ferris Industries    03/96    1960      52,220      Distribution      3.44      10        $900,000    $17.23   10.27%
      450 Funston
      Kansas City,KS

 4    Twin City Tool                03/96    1968      89,320     Manufacturing     10.00       8      $1,514,500    $16.96   9.11%
      1001 W. Old Highway 56
      Olathe,KS
 5                                  04/95    1970     276,891      Distribution     21.83       6      $2,106,000     $7.61    N/A
      14th & Osage
      Kansas City,MO
------------------------------------------------------------------------------------------------------------------------------------

Compiled by: CB Commercial
--------------------------------------------------------------------------------

                                                INDUSTRIAL BUILDING SALE      1
================================================================================

Location Data
     Property Name:
     Location:                           2925 Fairfax Trafficway

     City:                               Kansas City
     County:                             Wyandotte
     State/Zip:                          Kansas
     Assessor's Parcel No(s):            N/A
     Atlas Reference:                    N/A

Physical Data
     Type:                               Bulk Warehouse
     Land Area:                          20.000 Acres
     Gross Building Area:                282,000 SF
     Number of Buildings:                2
     Percent Office Area:                9
     Percent Air Conditioned:            9
     Clear Ceiling Height:               16'
     Year Built:                         1955
     Land/Building Ratio:                3.09:1
     Sprinklered:                        Yes
     Rail Access:                        Rail loading
     Condition:                          Average
     Exterior Walls:                     Brick Veneer
     Column Spacing:                     20' X 49', 33'
     Loading:                            Dock and grade
     Parking:                            Open adequate

Sale Data
     Transaction Type:                   Listing
     Date of Transaction:                06/96
     Marketing Time:                     N/A
     Grantor:                            N/A
     Grantee:                            N/A
     Document No.:                       N/A
     Sale Price:                         $2,000,000
     Financing:
     Cash Equivalent Price:              $2,000,000
     Required Capital Cost:              $40,000
     Adjusted Sales Price:               $2,040,000
     Verification:                       Fred Boardman

Financial Data

     Assumptions & Forecast:             Broker
     Occupancy at Sale:                  100%
     Existing or Pro Forma Income:       Existing
                                         TOTAL             P.S.F.
                                         ---------         ---------
     Potential Gross Income:             $451,200          $1.60
     Vacancy and Credit Loss:            $22,560           $0.08
     Effective Gross Income:             $428,640          $1.52
     Expenses:                           $168,400          $0.60
     Net Operating Income:               $260,240          $0.92


================================================================================
                                 CB COMMERCIAL

                                                     INDUSTRIAL BUILDING SALE 1
================================================================================

Analysis
     Buyers Underwriting Criteria:        Direct Cap
     Overall Capitalization Rate (OAR):   12.76 %
     Projected IRR:                       N/A %
     Effective Gross Multiplier (EGIM):   4.76
     Operating Expense Ratio (OER):       39.29 %
     Price Per Square Foot:               $7.23

Comments
     This two building facility was constructed in stages between 1922 and 1960. The owner is replacing a portion of the roof which will cost approximately $40,000. According to the broker, the property has no signficant environmental problems, with the exception of some subsoil water contamination which is in the process of being cured. The property is currently leased for a one year period.


================================================================================
                                 CB COMMERCIAL

                                                INDUSTRIAL BUILDING SALE      2
================================================================================

Location Data
     Property Name:                       Massy Ferguson
     Location:                            2850 Fairfax Trfwy

     City:                                Kansas City
     County:                              Johnson County
     State/Zip:                           Kansas
     Assessor's Parcel No(s):             N/A
     Atlas Reference:                     N/A

Physical Data
     Type:                                Distribution
     Land Area:                           4.100 Acres
     Gross Building Area:                 92,000 SF
     Number of Buildings:                 N/A
     Percent Office Area:                 8
     Percent Air Conditioned:             8
     Clear Ceiling Height:                13
     Year Built:                          1950
     Land/Building Ratio:                 1.94:1
     Sprinklered:                         No
     Rail Access:                         Yes
     Condition:                           Average
     Exterior Walls:                      Masonry
     Column Spacing:                      N/A
     Loading:                             Grade and Dock
     Parking:                             Open, adequate

Sale Data
     Transaction Type:                    Listing
     Date of Transaction:                 06/96
     Marketing Time:                      36 months
     Grantor:                             N/A
     Grantee:                             N/A
     Document No.:                        N/A
     Sale Price:                          $780,000
     Financing:                           Cash to Seller
     Cash Equivalent Price:               $780,000
     Required Capital Cost:               $0
     Adjusted Sales Price:                $780,000
     Verification:                        Pat McGannan

Financial Data

     Assumptions & Forecast:               N/A
     Occupancy at Sale:                    N/A
     Existing or Pro Forma Income:         N/A
                                           TOTAL          P.S.F.
                                           ---------      ------
     Potential Gross Income:               N/A            N/A
     Vacancy and Credit Loss:              N/A            N/A
     Effective Gross Income:               N/A            N/A
     Expenses:                             N/A            N/A
     Net Operating Income:                 N/A            N/A


================================================================================
                                 CB COMMERCIAL

                                                INDUSTRIAL BUILDING SALE      2
================================================================================

Analysis
    Buyers Underwriting Criteria:
    Overall Capitalization Rate (OAR):    N/A %
    Projected IRR:                        N/A %
    Effective Gross Multiplier (EGIM):    N/A
    Operating Expense Ratio (OER):        N/A %
    Price Per Square Foot:                $8.48

Comments
      This property has been on the market for two years. The listing price was reduced from $900,000 ($9.78 per square foot). The improvements were constructed in the late 1940's and expanded in the late 1950's. The listing broker indicated the property is in average to above average condition considering its age. There is currently a contract on the property at an undisclosed price.


================================================================================
                                 CB COMMERCIAL

                                                INDUSTRIAL BUILDING SALE      3
================================================================================

Location Data
    Property Name:                        Browning Ferris Industries
    Location:                             450 Funston

    City:                                 Kansas City
    County:                               Wyandotte
    State/Zip:                            Kansas
    Assessor's Parcel No(s):              N/A
    Atlas Reference:                      N/A

Physical Data
    Type:                                 Distribution
    Land Area:                            3.440 Acres
    Gross Building Area:                  52,220 SF
    Number of Buildings:                  N/A
    Percent Office Area:                  10
    Percent Air Conditioned:              10
    Clear Ceiling Height:                 18
    Year Built:                           1960
    Land/Building Ratio:                  2.87:1
    Sprinklered:                          Wet
    Rail Access:                          Yes
    Condition:                            Good
    Exterior Walls:                       Masonry
    Column Spacing:                       30' X 25', 40'
    Loading:                              Dock and grade
    Parking:                              Open, adequate

Sale Data
    Transaction Type:                     Sale
    Date of Transaction:                  03/96
    Marketing Time:                       12 months
    Grantor:                              Bromberg & Henri L. Bromberg Jr.
    Grantee:                              Browning Ferris Industries
    Document No.:                         VOLUME 3804/0631
    Sale Price:                           $900,000
    Financing:                            Cash to Seller
    Cash Equivalent Price:                $900,000
    Required Capital Cost:                $0
    Adjusted Sales Price:                 $900,000
    Verification:                         Richard Peach/CB Commerical

Financial Data

    Assumptions & Forecast:               Broker
    Occupancy at Sale:                    100 %
    Existing or Pro Forma Income:         Pro Forma
                                          TOTAL           P.S.F.
                                          --------        ------
    Potential Gross Income:               $135,772        $2.60
    Vacancy and Credit Loss:              $6,789          $0.13
    Effective Gross Income:               $128,983        $2.47
    Expenses:                             $36,554         $0.70
    Net Operating Income:                 $92,429         $1.77


================================================================================
                                  CB COMMERCIAL

                                                INDUSTRIAL BUILDING SALE      3
================================================================================

Analysis
    Buyers Underwriting Criteria:         Direct Cap
    Overall Capitalization Rate (OAR):    10.27%
    Projected IRR:                        N/A%
    Effective Gross Multiplier (EGIM):    6.98
    Operating Expense Ratio (OER):        28.34%
    Price Per Square Foot:                $17.23

Comments
    Approximately one half the building was constructed 1953 and expanded in 1967. The property is in good condition.


================================================================================
                                 CB COMMERCIAL

                                                INDUSTRIAL BUILDING SALE      4
================================================================================

Location Data
    Property Name:                        Twin City Tool
    Location:                             1001 W. Old Highway 56

    City:                                 Olathe
    County:                               Johnson
    State/Zip:                            Kansas
    Assessor's Parcel No(s):              N/A
    Atlas Reference:                      N/A

Physical Data
    Type:                                 Manufacturing
    Land Area:                            10.000 Acres
    Gross Building Area:                  89,320 SF
    Number of Buildings:                  N/A
    Percent Office Area:                  8
    Percent Air Conditioned:              8
    Clear Ceiling Height:                 18' - 29'; Effec. 21
    Year Built:                           1968
    Land/Building Ratio:                  4.88:1
    Sprinklered:                          100%, wet system
    Rail Access:                          N/A
    Condition:                            Average
    Exterior Walls:                       Masonry
    Column Spacing:                       40'X40', 20"X60
    Loading:                              Docks with levelers
    Parking:                              Open, adequate

Sale Data
    Transaction Type:                     Sale
    Date of Transaction:                  03/96
    Marketing Time:                       12 months
    Grantor:                              Cresticon Inc.
    Grantee:                              Reliable Cap and Closure
    Document No.:                         N/A
    Sale Price:                           $1,482,500
    Financing:                            Cash to Seller
    Cash Equivalent Price:                $1,482,500
    Required Capital Cost:                $32,000
    Adjusted Sales Price:                 $1,514,500
    Verification:                         Rule and Co. Appraisal Files

Financial Data

    Assumptions & Forecast:               Buyer
    Occupancy at Sale:                    100%
    Existing or Pro Forma Income:         Existing
                                          TOTAL              P.S.F.
                                          ---------          ------
    Potential Gross Income:               $148,250           $1.66
    Vacancy and Credit Loss:              $7,413             $0.08
    Effective Gross Income:               $140,838           $1.58
    Expenses:                             $2,817             $0.03
    Net Operating Income:                 $138,021           $1.55


================================================================================
                                 CB COMMERCIAL

                                            INDUSTRIAL BUILDING SALE          4
================================================================================

Analysis
    Buyers Underwriting Criteria:         Direct Cap
    Overall Capitalization Rate (OAR):    9.11 %
    Projected IRR:                        N/A %
    Effective Gross Multiplier (EGIM):    10.75
    Operating Expense Ratio (OER):        2.00 %
    Price Per Square Foot:                $16.96

Comments
      The property was constructed in two stages. The first section contains 63,320 square feet of manufacturing/warehouse and has an 18 foot ceiling height. The second section was constructed in 1980. This area has a 29 foot ceiling height. The overall construction is a combination of masonry block with brick veneer, and metal panels. The weighted average of the improvements is 24.5 years.


================================================================================
                                 CB COMMERCIAL

                                                INDUSTRIAL BUILDING SALE      5
================================================================================

Location Data
    Property Name:
    Location:                             14th & Osage

    City:                                 Kansas City
    County:                               Wyandotte
    State/Zip:                            Missouri
    Assessor's Parcel No(s):              N/A
    Atlas Reference:                      N/A

Physical Data
    Type:                                 Distribution
    Land Area:                            21.830 Acres
    Gross Building Area:                  276,891 SF
    Number of Buildings:                  2
    Percent Office Area:                  6
    Percent Air Conditioned:              6
    Clear Ceiling Height:                 27
    Year Built:                           1970
    Land/Building Ratio:                  3.43:1
    Sprinklered:                          Yes
    Rail Access:                          No
    Condition:                            Average
    Exterior Walls:                       Steel
    Column Spacing:                       N/A
    Loading:                              Dock and Grade
    Parking:                              Open, adequate

Sale Data
    Transaction Type:                     Sale
    Date of Transaction:                  04/95
    Marketing Time:                       N/A
    Grantor:                              Colgate-Palmolive Development Corp.
    Grantee:                              EXLTUBE
    Document No.:                         N/A
    Sale Price:                           $2,106,000
    Financing:                            Cash to Seller
    Cash Equivalent Price:                $2,106,000
    Required Capital Cost:                $0
    Adjusted Sales Price:                 $2,106,000
    Verification:                         CB Commercial - Richard Peach

Financial Data

    Assumptions & Forecast:               Owner/User


================================================================================
                                 CB COMMERCIAL

                                                INDUSTRIAL BUILDING SALE      5
================================================================================

Analysis
    Buyers Underwriting Criteria:
    Overall Capitalization Rate (OAR):    N/A %
    Projected IRR:                        N/A %
    Effective Gross Multiplier (EGIM):    N/A
    Operating Expense Ratio (OER):        N/A %
    Price Per Square Foot:                $7.61

Comments
      Colgate-Palmolive previously converted the building from a steel manufacturing plant to a product distribution center, however, the buyer planned to convert the property back to a manufacturing facility for steel tubing.


================================================================================
                                 CB COMMERCIAL

================================================================================
ADDENDUM B DEMOGRAPHICS
--------------------------------------------------------------------------------



                                   Addendum B

                                  DEMOGRAPHICS


--------------------------------------------------------------------------------

                                Atlas MarketQuest
                                 Summary Report

CBC 7547.2501 Houston Galleria                                      Page 1 of 1
Area 1 = North Kansas City, MO                                           8/7/97
Area 2 = Kansas City MSA

--------------------------------------------------------------------------------
Description                      USA Totals          Area 1          Area 2
--------------------------------------------------------------------------------
1990 Population                 248,709,873           4,130       1,582,875
1996 Population                 265,411,137           3,770       1,680,964
  % White                              79.0            93.7            83.6
  % Black                              12.2             2.9            13.1
  % American Indian                     0.9             0.6             0.6
  % Asian                               3.6             1.7             1.4
  % Other                               4.3             1.1             1.3
  % Hispanic                           10.3             4.4             3.3

1996 Population by Age:
  % 0 - 5                               8.6             5.6             8.8
  % 6 - 13                             11.3             6.3            11.8
  % 14 - 17                             5.4             2.5             5.3
  % 18 - 20                             4.7             2.5             4.4
  % 21 - 24                             5.8             4.1             5.3
  % 25 - 34                            14.5            19.1            14.3
  % 35 - 44                            15.7            15.3            16.5
  % 45 - 54                            12.3            11.6            12.8
  % 55 - 64                             8.5             9.2             8.4
  % 65 - 74                             7.3            11.6             6.8
  % 75 - 84                             4.5             9.0             4.1
  % 85 +                                1.4             3.2             1.4
  Median Age Total Population          34.9            41.0            35.0

1990 Households                  91,947,410           2,396         608,459
1996 Households                  98,045,317           2,193         644,060
1996 Average Household Size            2.64            1.71            2.56
1996 Household Income:
  % $ 0 - $9,999                       12.3            15.5            10.3
  % $ 10,000 - $ 14,999                 7.8            13.6             6.8
  % $ 15,000 - $ 24,999                14.7            29.2            14.3
  % $ 25,000 - $ 34,999                14.1            19.1            14.6
  % $ 35,000 - $ 49,999                18.2            13.9            19.8
  % $ 50,000 - $ 74,999                17.7             5.1            19.3
  % $ 75,000 - $ 99,999                 7.6             2.1             7.9
  % $100,000 - $149,999                 5.3             1.1             4.9
  % $150,000+                           2.4             0.4             2.2
1996 Median Household Income ($)     35,822          22,289          37,621
1996 Med an Family Income ($)        42,040          27,696          45,454
1990 Median Home Value ($)           79,098          53,950          66,347
1990 Median Contract Rent ($)           374             296             343


1990 % White Collar Workers            58.1            64.0            62.8
1990 % Blue Collar Workers             26.2            23.1            23.5
1990 % HS Graduate/Some College        54.9            62.5            59.0
1990 % Bachelor/Graduate Degree        20.3            11.0            23.2

Area defined by Place
Area defined by MSA

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                      Page 1 of 9
Area 1 = North Kansas City, MO                                           8/7/97
Area 2 = Kansas City MSA
--------------------------------------------------------------------------------
Description                                    Area 1                Area 2


--------------------------------------------------------------------------------
1996 Socio-Economic Measure:                       35                    58

1996 Employment:                               10,213               738,036

Population:
   2001 Projection                              3,457             1,746,758
   1996 Estimate                                3,770             1,680,964
   1990 Census                                  4,130             1,582,875
   1990 - 1996 % Change (Growth)                -8.7%                  6.2%


   1990 Group Quarters Population                  16                32,316

1996 % Population by Race:
   White                                        93.7%                 83.6%
   Black                                         2.9%                 13.1%
   American Indian, Eskimo & Aleut               0.6%                  0.6%
   Asian or Pacific Islander                     1.7%                  1.4%
   Other                                         1.1%                  1.3%


   Hispanic                                      4.4%                  3.3%

1990 % Population by Race:
   White                                        95.3%                 84.4%
   Black                                         1.8%                 12.7%
   American Indian, Eskimo & Aleut               0.5%                  0.5%
   Asian or Pacific Islander                     1.4%                  1.1%
   Other                                         1.0%                  1.3%


   Hispanic                                      2.7%                  2.9%

1996 % Population by Sex:
   Male                                         44.5%                 48.5%
   Female                                       55.5%                 51.5%

1990 % Population by Sex:
   Male                                         44.0%                 48.3%
   Female                                       56.0%                 51.7%


2001 Pop per Square Mile (Pop Density)         793.8                 323.1
1996 Pop per Square Mile (Pop Density)         865.6                 310.9
1990 Pop per Square Mile (Pop Density)         948.3                 292.8

Area (Square Miles)                               4.4               5,406.7
Area (Square Kilometers)                         11.3              14,003.3

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                               Atlas Market Quest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                      Page 2 of 9
Area 1 = North Kansas City, MO                                           8/7/97
Area 2= Kansas City MSA

--------------------------------------------------------------------------------
Description                                    Area 1                  Area 2


--------------------------------------------------------------------------------
Households:
   2001 Projection                              2,017                 667,815
   1996 Estimate                                2,193                 644,060
   1990 Census                                  2,396                 608,459
   1990 - 1996 % Change (Growth)                -8.5%                    5.9%

2001 Average Household Size                      1.71                    2.57
1996 Average Household Size                      1.71                    2.56
1990 Average Household Size                      1.72                    2.55


2001 Per Capita Income                        $17,748                  21,810
1996 Per Capita Income                        $16,029                  18,472
1990 Per Capita Income                        $14,113                  15,160

2001 Median Family Income                     $30,497                  53,142
1996 Median Family Income                     $27,696                  45,454
1990 Median Family Income                     $24,673                  38,131

2001 Median Household Income                  $24,543                  43,984
1996 Median Household Income                  $22,289                  37,621
1990 Median Household Income                  $19,856                  31,560

2001 Average Household Income                 $30,278                  55,991
1996 Average Household Income                 $27,438                  47,283
1990 Average Household Income                 $24,061                  38,622

1996 % Household Income:
   $ 0 - $ 9,999                                15.5%                   10.3%
   $ 10,000 - $ 14,999                          13.6%                    6.8%
   $ 15,000 - $ 24,999                          29.2%                   14.3%
   $ 25,000 - $ 34,999                          19.1%                   14.6%
   $ 35,000 - $ 49,999                          13.9%                   19.8%
   $ 50,000 - $ 74,999                           5.1%                   19.3%
   $ 75,000 - $ 99,999                           2.1%                    7.9%
   $ 100,000 - $ 149,999                         1.1%                    4.9%
   $ 150,000+                                    0.4%                    2.2%


Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                               Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                     Page 3 of 9
Area 1 = North Kansas City, MO                                          8/7/97
Area 2= Kansas City MSA


--------------------------------------------------------------------------------
Description                             Area 1                      Area 2


--------------------------------------------------------------------------------

1990 % Household Income:
   $  0 - $ 9,999                        18.4%                       12.9%
   $  10,000 - $  14,999                 15.2%                        8.1%
   $  15,000 - $  24,999                 28.7%                       17.5%
   $  25,000 - $  34,999                 19.4%                       16.9%
   $  35,000 - $  49,999                 11.4%                       19.5%
   $  50,000 - $  74,999                  5.0%                       16.4%
   $  75,000 - $  99,999                  0.8%                        4.9%
   $ 100,000 - $ 149,999                  0.7%                        2.4%
   $ 150,000 +                            0.4%                        1.4%

1996 % Population by Age:
   0 - 5                                  5.6%                        8.8%
   6 - 13                                 6.3%                       11.8%
   14 - 17                                2.5%                        5.3%
   18 - 20                                2.5%                        4.4%
   21 - 24                                4.1%                        5.3%
   25 - 34                               19.1%                       14.3%
   35 - 44                               15.3%                       16.5%
   45 - 54                               11.6%                       12.8%
   55 - 64                                9.2%                        8.4%
   65 - 74                               11.6%                        6.8%
   75 - 84                                9.0%                        4.1%
   85 +                                   3.2%                        1.4%
   Median Age Total Population            41.0                        35.0
   Median Age Adult Population            46.5                        42.8

1990 % Population by Age:
   0 - 5                                  5.6%                        9.2%
   6 - 13                                 5.3%                       11.9%
   14 - 17                                2.5%                        5.3%
   18 - 20                                3.1%                        3.9%
   21 - 24                                6.7%                        5.3%
   25 - 34                               19.8%                       18.2%
   35 - 44                               13.2%                       15.8%
   45 - 54                               10.0%                       10.4%
   55 - 64                               10.2%                        8.3%
   65 - 74                               12.1%                        6.7%
   75 - 84                                8.5%                        3.7%
   85+                                    2.9%                        1.3%
   Median Age Total Population            40.1                        32.9
   Median Age Adult Population            45.4                        40.6


Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                      Page 4 of 9
Area 1 = North Kansas City, MO                                           8/7/97
Area 2 = Kansas City MSA


--------------------------------------------------------------------------------
Description                              Area 1                       Area 2


--------------------------------------------------------------------------------

1996 % Female Population by Age:
   0 - 5                                   4.8%                        8.3%
   6 - 13                                  4.8%                       11.1%
   14 - 17                                 2.5%                        5.0%
   18 - 20                                 2.6%                        4.2%
   21 - 24                                 3.9%                        5.1%
   25 - 34                                18.0%                       14.0%
   35 - 44                                13.6%                       16.4%
   45 - 54                                11.1%                       12.8%
   55 - 64                                 9.5%                        8.6%
   65 - 74                                13.0%                        7.4%
   75 - 84                                11.8%                        5.0%
   85+                                     4.4%                        2.1%
   Female Median Age Total Population      44.8                        36.3
   Female Median Age Adult Population      49.6                        43.8

1990 % Female Population by Age:
   0 - 5                                   4.5%                        8.7%
   6 - 13                                  4.4%                       11.2%
   14 - 17                                 2.2%                        5.0%
   18 - 20                                 3.2%                        3.8%
   21 - 24                                 6.4%                        5.3%
   25 - 34                                17.9%                       17.9%
   35 - 44                                12.7%                       15.5%
   45 - 54                                 9.1%                       10.3%
   55 - 64                                10.7%                        8.5%
   65 - 74                                14.0%                        7.3%
   75 - 84                                10.9%                        4.6%
   85 +                                    3.9%                        1.8%
   Female Median Age Total Population      43.9                        33.9
   Female Median Age Adult Population      49.2                        41.6

1990 % Hispanic Population by Type:
   Not of Hispanic Origin                 97.3%                       97.1%
   Mexican                                 2.1%                        2.2%
   Puerto Rican                            0.0%                        0.1%
   Cuban                                   0.2%                        0.1%
   Other Hispanic                          0.4%                        0.5%


Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                            `         Page 5 of 9
Area 1 = North Kansas City, MO                                           8/7/97
Area 2 = Kansas City MSA

--------------------------------------------------------------------------------
Description                                   Area 1            Area 2


--------------------------------------------------------------------------------

1990 % Population Enrolled in School
 (Age 3 & Over):

    Preprimary School                          12.9%             8.3%
    Elementary and High School                 45.2%            66.6%
    College                                    41.9%            25.1%

Total School Enrollment                          681          402,457

1990 % Educational Attainment
 (Age 25 & Over):

    Less than Grade 9                          11.6%             6.1%
    Grade 9-12 (No Diploma)                    14.9%            11.6%
    High School Graduate or Equivalency        33.0%            31.7%
    Some College (No Degree)                   23.8%            21.8%
    Associate Degree                            5.7%             5.5%
    Bachelor Degree                             9.4%            15.7%
    Graduate or Professional Degree             1.6%             7.5%

1990 % Employment Status:

    Total Labor Force:
      Armed Forces                              0.3%             0.6%
      Civilian:
        Employed                               62.2%            65.0%
        Unemployed                              3.5%             3.8%
    Not In Labor Force                         34.0%            30.6%

    Female Labor Force:
      Armed Forces                              0.0%             0.1%
      Civilian:
        Employed                               56.8%            58.7%
        Unemployed                              2.2%             3.0%
    Not In Labor Force                         41.0%            38.2%

1990 % Working Mothers:
    Child less than 6 Only                     27.4%            18.0%
    Child 6-17 Only                            34.0%            42.3%
    Child less than 6 & 6-17                   21.1%            13.0%
    Nonworking Mothers                         17.5%            26.6%

    Total Mothers                                365          212,637


Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                      Page 6 of 9
Area 1 = North Kansas City, MO                                           8/7/97
Area 2 = Kansas City MSA

--------------------------------------------------------------------------------
Description                                    Area 1              Area 2


--------------------------------------------------------------------------------

1990 % Industry Employment:
     Agriculture/Forestry/Fishing                0.6%                1.5%
     Mining                                      0.0%                0.1%
     Construction                                4.1%                5.4%
     Manufacturing:
       Nondurable Goods                         12.2%                7.2%
       Durable Goods                             9.5%                7.9%
     Transportation                              7.5%                6.2%
     Communications & Public Utilities           1.5%                3.7%
     Wholesale Trade                             8.7%                5.6%
     Retail Trade                               19.4%               16.4%
     Finance/Insurance/Real Estate               8.1%                8.5%
     Services:
       Business & Repair                         4.7%                4.9%
       Personal                                  3.7%                2.9%
       Entertainment & Recreation                0.6%                1.3%
       Health                                    7.3%                8.9%
       Educational                               2.4%                7.0%
       Other Professional & Related              5.3%                7.3%
     Public Administration                       4.2%                5.2%
     Total                                      2,246             784,951

1990 % Occupation:
     Executive & Managerial                     15.1%              13.2%
     Professional Specialty                      6.1%              14.0%
     Technical Support                           4.1%               3.9%
     Sales                                      13.8%              12.8%
     Administrative Support                     25.0%              18.9%
     Service: Private Household                  0.7%               0.3%
     Service: Protective                         1.8%               1.7%
     Service: Other                             10.5%              10.4%
     Farming, Forestry & Fishing                 0.0%               1.3%
     Precision Production, Craft & Repair        7.7%              10.0%
     Machine Operator, Assemblers & Inspectors   8.9%               5.6%
     Transportation & Material Moving            4.6%               3.9%
     Laborers                                    1.9%               3.9%

     White Collar Total                         64.0%              62.8%
     Blue Collar Total                          23.1%              23.5%

     Total Employed                             2,246            784,951


Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                      Page 7 of 9
Area 1 = North Kansas City, MO                                           8/7/97
Area 2 = Kansas City MSA

--------------------------------------------------------------------------------
Description                                    Area 1             Area 2


--------------------------------------------------------------------------------

1990 % Marital Status:
     Total Male:                                1,562            583,740
       Never Married                            30.5%              26.8%
       Married                                  44.9%              60.2%
       Separated                                 2.2%               1.7%
       Widowed                                   3.5%               2.3%
       Divorced                                 18.9%               9.0%


     Total Female:                              2,101            644,668
       Never Married                            24.8%              21.3%
       Married                                  33.2%              53.9%
       Separated                                 2.7%               2.1%
       Widowed                                  20.8%              11.2%
       Divorced                                 18.5%              11.5%

1990 Households by Type:
     One Person Households                      1,281            158,006
     Two or more Person Households:
       Family Households:
         Married Couple                           671            335,885
         Male Householder                          46             17,674
         Female Householder                       237             68,334
       Nonfamily Households                       161             28,560

1990 Family Households With Children
     Married Couple Family                        203            164,845
     Male Householder                              20              9,798
     Female Householder                           135             47,124

1990 Population by Household Type:
     Family Households                          2,487          1,328,347
     Nonfamily Households                       1,627            222,212

1990 Households With:
     Children Under 18                            370            224,168
     Persons Over 65                              781            130,584
     Householder Over 65                          747            119,826

1990 Average Family Size                         2.55               3.10


Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report


CBC 7547.2501 Houston Galleria                                     Page 8 of 9
Area 1 = North Kansas City, MO                                          8/7/97
Area 2= Kansas City MSA

--------------------------------------------------------------------------------
Description                                    Area 1            Area 2


--------------------------------------------------------------------------------

1990 Median Home Value                        $53,950           66,347
1990 Average Home Value                       $56,091           77,455
1990 Median Contract Rent                        $296              343
1990 Average Contract Rent                       $326              356

1990 Persons In Unit:
     1 Person Units                             1,281          158,006
     2 Person Units                               722          195,957
     3 Person Units                               235          104,691
     4+ Person Units                              390          149,805

1990 Housing Unit Counts:
     Total Units                                2,616          663,910
       % Occupied                               91.6%            91.6%
       % Vacant                                  8.4%             8.4%
       % Year Round                              8.1%             8.1%
       % Seasonal                                0.3%             0.2%
     Occupied Units                             2,396          608,459
       % Owner Occupied                         25.7%            65.6%
       % Renter Occupied                        74.3%            34.4%
     Vacant Units                                 220           55,451
       % Year Round of Vacant Units             95.9%            97.2%
       % Seasonal of Vacant Units                4.1%             2.8%

1990 Total Housing Units in Structure           2,616          663,910
       1, Detached                              31.7%            66.9%
       1, Attached                               5.4%             4.9%
       2,                                        8.2%             3.2%
       3-9                                      35.9%            10.4%
       10-49                                    17.7%             8.7%
       50+                                       0.0%             2.8%
       Mobile Home or Trailer                    0.0%             2.6%
       Other                                     1.1%             0.6%

1990 Owner Occupied Housing Units by Year Built   615          398,982
       Built 1985 to March, 1990                 1.3%            10.7%
       Built 1980 to 1984                        1.3%             7.0%
       Built 1970 to 1979                        2.4%            19.5%
       Built 1960 to 1969                        6.0%            18.8%
       Built 1950 to 1959                       16.3%            19.7%
       Built 1949 or Earlier                    72.7%            24.3%


Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                      Page 9 of 9
Area 1 = North Kansas City, MO                                           8/7/97
Area 2= Kansas City MSA

--------------------------------------------------------------------------------
Description                                     Area 1             Area 2


--------------------------------------------------------------------------------

1990 % Means of Transportation to Work:
     Car, Truck or Van:
         Drove Alone                             77.6%              79.8%
         Carpooled                               10.9%              12.6%
     Public Transportation                        5.6%               2.1%
     Other Means                                  4.9%               2.7%
     Worked at Home                               1.0%               2.8%

1990 % Travel Time to Work:
     0 - 14 Minutes                              41.9%              28.7%
     15 - 29 Minutes                             41.6%              42.6%
     30 - 59 Minutes                             14.8%              25.6%
     60 - 89 Minutes                              0.3%               2.1%
     90+ Minutes                                  1.4%               1.0%

1990 Households by Number of Vehicles:
     1 Vehicle                                   1,228            200,952
     2 Vehicles                                    639            247,916
     3 Vehicles                                     60             79,663
     4 Vehicles                                      7             21,495
     5 or More Vehicles                             11              6,218


Area defined by Place
Area defined by MSA


Copyright 1996 Strategic Mapping, Inc. All rights reserved.

--------------------------------------------------------------------------------
                        ADDENDUM C   CB COMMERCIAL INDUSTRIAL MARKET STATISTICS
--------------------------------------------------------------------------------


                                   Addendum C


                   CB COMMERCIAL INDUSTRIAL MARKET STATISTICS


--------------------------------------------------------------------------------

================================================================================
                         KANSAS CITY INDUSTRIAL MARKET
                        Metropolitan Overview by County
                              Second Quarter 199?

======================================================================================================================
County                       Jackson       Johnson       Clay          Wyandotte      Platte      Total
======================================================================================================================
----------------------------------------------------------------------------------------------------------------------
BASE
----------------------------------------------------------------------------------------------------------------------
Base SF                      91,585,554    33,665,015    34,855,219    31,661,628     3,621,092   196,846,133
% of Base                        46.53%        17.10%        17.71%        16.08%         1.84%       100.00%
----------------------------------------------------------------------------------------------------------------------
AVAILABLE
----------------------------------------------------------------------------------------------------------------------
Available SF                  4,903,700     1,462,549     3,425,576     1,324,352        95,234    11,367,159
% Available                       5.35%         4.34%         9.83%         4.18%         2.63%         5.77%
----------------------------------------------------------------------------------------------------------------------
ABSORPTION
----------------------------------------------------------------------------------------------------------------------
Sold                            287,893       150,866             0        82,740             0       534,999
Lease                            94,981       169,210         9,000         5,592        28,106       367,341
Absorption-YJD                  382,874       320,076         9,000        88,332        28,106       902,340
% of Total Absorption            46.29%        38.70%         1.09%        10.68%         3.40%       100.00%
*Activity Index                   1.00%         2.26%         0.06%         0.66%         1.85%       100.00%
----------------------------------------------------------------------------------------------------------------------
ABSORPTION BY BLDG TYPE
----------------------------------------------------------------------------------------------------------------------
Manufacturing                   149,250        22,159             0             0             0       171,409
R&D                                   0        23,644             0             0             0        23,644
Warehouse                       148,640       254,873         9,000        88,332         7,942       508,787
Special Purpose                  84,984        19,400             0             0        20,164       124,548
----------------------------------------------------------------------------------------------------------------------
CONSTRUCTION
----------------------------------------------------------------------------------------------------------------------
Total BTS                             0             0             0             0             0             0
Total SPEC                            0       119,223             0             0             0       119,223
Total Construction                    0       119 223             0             0             0       119,223
----------------------------------------------------------------------------------------------------------------------
SALE & LEASE RATE
----------------------------------------------------------------------------------------------------------------------
Asking Lease Rate                 $3.50         $5.92         $3.16         $3.79         $5.22         $4.41
Asking Sale Price                $22.68        $41.62        $19.92        $22.73  N/A                 $25.59
======================================================================================================================

* Activity Index=Zone Absorption YTD / % of Zone Base

Compiled By: CB Commercial
=======================================================================================================================

===============================================================================
                                      ADDENDUM D    TORTO WHEATON RESEARCH DATA
--------------------------------------------------------------------------------


                                   Addendum D

                          TORTO WHEATON RESEARCH DATA


--------------------------------------------------------------------------------

                                                                     Kansas City
--------------------------------------------------------------------------------


            KANSAS CITY
--------------------------------------------------------------------------------

Overview    The population of the Kansas City metropolitan statistical area was
            1.66 million people making it the 27th largest in the country and the 26th largest of the markets we follow as of the end of first quarter 1996.

            The Kansas City, MO-KS MSA consist of counties and cities in both Kansas and Missouri. The four counties in Kansas are Johnson, Leavenworth, Miami, and Wyandotte and the central cities are Kansas, Olathe, and Leavenworth. The seven counties in Missouri are Cass, Clay, Clinton, Jackson, Lafayelle, Plafte, and Ray.

            The median per capita personal income in 1995 for the MSA was $24,469 which is 5% above the national level. The cost of doing business the same as the national average.

            Industries concentrated in Kansas City include local & interurban passenger transit, railroad transportation, printing/publishing and communication. By comparing the percentage of total employment each industry commands to the national percentage we can determine some of the highly concentrated industries.

            The top major employers of the area are Sprint, Health Midwest, Hallmark Cards, University of Kansas & Medical Center and Ford Motor. Other employers include Trans World Airlines, Allied-Signal and Black & Veatch.

            The following table gives a basic overview of the Kansas City Industrial Market statistics, by building type. Warehouses comprise the largest part (54.5%) of the market, with manufacturing facilities next at 30.3%. Availability ranges from 2.4% in manufacturing space to 6.4% in warehouse properties. Kansas City's total industrial availability ranks 4th in the nation, while it ranks 36th in rent level.


                  --------------------------------------------------------------
                  Total
                  Industrial     Warehouse   R & D    Manufacturing     Other
--------------------------------------------------------------------------------
Base (SFxlOOO)     191,106       104,108     3,766       57,973         25,259

Availability         4.4%          6.4%       5.5%        2.4%           0.4%

Current TW Rent
 Index              $4.00         $4.00      $5.99        n/a            n/a

Availability Rank*    4             9         13           9              5

Rent Rank*           36            36         44          n/a            n/a
--------------------------------------------------------------------------------
* Rank out of 53 MSAs

Data as of 4th Quarter, 1996          VI. 397           (c) Copyright 1997, CBC/
                                                          Torto Wheaton Research

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------

THE ECONOMY  Of the markets we follow, Kansas City ranks 25th in terms of number of jobs, employing an estimated 889,030 total workers. Over the last 10 years employment has grown by 2.0%, while in the last year it grew by 2.8%. The average figures for our 53 MSAs are 1.5% and 2.0% respectively.

   [The following table was depicted as a Pie Graph in the printed material]

      Services 29%    Govt. 15%   Other 5%    Mfg. 12%    TCU 8%
           Wholesale 7%       Retail 18%        FIRE 7%

             While all sectors of an economy are important, it is the manufacturing and distribution sectors that are most relevant to the industrial market Because these sectors utilize space very differently, we do not combine them into one 'industrial employment' category, but treat them separately in our analysis.

             Table I below presents the current employment levels and location quotients for the major industry categories as well as historic growth rates over the last 10 years, last four quarters, and forecasted rates for the next 10 years.

   Table 1:  Employment Levels and Growth Rates by Industry

                                   -------------------------------------------------------------------------------------------------
                                                              Average Annual Growth Rates: Kansas City & 52 MSA Average
                                     Employment      Locaton        Last 10 Years         Last 4 Quarters         Next 10 Years
                                   Levels (x1000)    Quotient  Kansas City   52 MSAs   Kansas City   52 MSAs   Kansas City  52 MSAS
                                   -------------------------------------------------------------------------------------------------
                             FIRE       63.07         1.01         1.0         0.6         1.2         1.1         1.0        1.0

             Government(Civilian)      131.52         1.01         2.0         1.2         1.3         0.2         0.7        0.6

                    Manufacturing      109.21         0.94        -0.8        -1.1         1.9         0.4        -0.1       -0.1

                     Retail Trade      155.90         1.01         1.9         1.4         2.0         2.3         1.7        1.8

                         Services      254.85         0.91         4.5         3.7         4.4         3.4         3.1        2.8

Transportation & Public Utilities       69.82         1.39         2.4         1.6         3.3         1.3         1.2        1.2

                  Wholesale Trade       60.80         1.10         0.5         1.0         1.4         2.3         0.6        1.3
                                   ------------------------------------------------------------------------------------------------
                 Total Employment      889.03                      2.0         1.5         2.8         2.0         1.6        1.6
                                   ------------------------------------------------------------------------------------------------
           Distribution Employment      82.40         1.27         0.7         1.4         2.1         2.4         0.5        1.4
                                   -------------------------------------------------------------------------------------------------
                                   Source:  Regional Financial Associates, CBC/Torto Wheaton Research
                                   Data as of 1st Quarter, 1995

--------------------------------   Manufacturing employment in Kansas City
Economic Performance               currently stands at 109,210 workers. Over
(Rank out of 52)                   the last 10 years it has declined 0.8%
--------------------------------   annually, while in the last year it has
Total Employment:             25   grown 1.9%. Distribution employment is
current level                      currently at a level of 82,400 workers. It
--------------------------------   has averaged an annual increase of 0.7% over
Total Employment:             30   the last 10 years, with an increase of 2.1%
% growth over last 10 years        in the last year.
--------------------------------
Total Employment:             18   Although historic employment information
% growth over last year            provides an important context in which to
--------------------------------   understand an economy, the direction and
Total Employment:             27   magnitude of future employment growth is of
% growth next 10 years             vital importance. The forecast from Regional
--------------------------------   Financial Associates for total employment in
                                   Kansas City calls for an annual growth of 1.6% over the next 10 years. Note especially the contrast of the future rate with the 2.0% average growth rate for the last 10 years.

Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

                                                                     Kansas City
--------------------------------------------------------------------------------

      MARKET      With changes in distribution systems in the last 15 years,
      TRENDS      there has been much interest in the increasing consolidation of distribution into large warehouses ('big boxes') in central locations. With this consolidation there will be 'winning' markets providing warehousing to 'losing' markets.
                  By following trends in localization and specialization, the effects of the new distribution systems can be more fully understood.

      Warehouse   Localization occurs when distribution employment grows more quickly in the MSA than in the nation. Specialization is a measure of the percentage of total employment devoted to distribution. Areas with high specialization in distribution and those with increasing localization in distribution are likely providing warehousing for a larger region.

                  The following graph shows the level of specialization in Kansas City and the Nation. Because the slope of Kansas City's graph is falling faster than that of the Nation, we see that warehousing is not becoming localized in Kansas City.


   [The following table was depicted as a Line Graph in the printed material]

                                  Distribution
                                   Employment
                                 Specialization

                                  Kansas City
                                    53 MSAs



   Manufacturing  Much discussion has been generated by the decline of manufacturing in the United States. The question arises as to how the manufacturing sector of real estate can survive while manufacturing employment has been shrinking so steadily. The answer lies in productivity. While there are fewer workers manufacturing goods, each worker is producing more each year. It is the goods produced that require space for manufacturing and storage.

                  The following graph shows a times series of the level of manufacturing employment, along with our productivity index for Kansas City: both are indexed to 100 in 1980. The Productivity Index is a measure of output per manufacturing worker.

   [The following table was depicted as a Line Graph in the printed material]

                                    Relative
                                Productivity vs.
                                 Mfg Employment
                                   1980 = 100

                                  Productivity
                                 Mfg Employment


Data as of 4th Quarter, 1996    (c) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------

            THE   Our Outlook for the Kansas City MSA is presented here on
     INDUSTRIAL   an annual frequency, and in the next table on a
        OUTLOOK   semiannual frequency.


       Table 2:   Annual History and Forecast

                  ----------------------------------------------------------------------------------------------------------------
                                      Employment                                        Net         Avail.    TRW Rent  Index
                   Productivity     Mfg     Distribution      Stock    Completions    Absorption     Rate      Level    Inflatlon
                      Index      {x1OOO)     (x1OOO)       (SFx1OOO)   (SFx1OOO)     (SFx1OOO)       (%)       ($)       (%)
----------------------------------------------------------------------------------------------------------------------------------
History  1977         45.9        117.2        66.5         146,406       2,707
         1978         44.1        122.2        70.9         151,949       5,543
         1979         46.0        124.9        72.7         156,772       4,823                      1.6      1.85
         1980         43.7        116.8        70.2         160,017       3,245          952         3.0      2.23      20.5

         1981         45.7        119.0        70.0         161,679       1,682         -328         4.2      2.07      -7.2
         1982         46.6        112.9        67.6         169,886       8,207        7,013         4.7      1.88      -9.2
         1983         52.6        112.9        67.2         170,972       1,086       -3,581         7.4      1.98       5.3
         1984         54.1        120.1        71.4         172,598       1,626        1,678         7.3      2.36      19.2

         1985         55.3        121.4        73.0         174,103       1,505        2,266         6.8      2.61      10.6
         1986         55.6        117.8        76.5         176,365       2,262         -538         8.3      2.78       6.5
         1987         60.1        108.9        78.9         182,435       6,070        5,566         8.3      3.14      13.0
         1988         59.8        111.7        79.8         185,644       3,209        3,871         7.8      2.98      -5.7

         1989         59.6        110.9        81.3         187,388       1,744          109         8.6      2.86      -3.4
         1990         59.1        108.6        79.0         188,465       1,077        2,492         7.8      2.97       3.9
         1991         58.8        105.5        76.5         188,835         370       -2,491         9.3      3.27      10.1
         1992         61.2        104.8        76.0         189,148         313           95         9.4      2.94     -10.0

         1993         61.4        105.4        75.5         189,591         443       -2,253        10.8      3.27      11.2
         1994         62.3        105.5        78.2         189,892         301        4,066         8.8      3.43       4.9
         1995         62.6        107.2        80.7         190,885         993        7,396         5.4      3.40      -0.9
         1996         62.5        109.2        82.4         191,106         221        2,120         4.4      4.00      17.7

Forecast 1997         64.2        109.7        82.8         192,028         922        2,070         3.8      4.29       7.3
         1998         65.4        109.4        83.1         196,256       4,229        1,865         4.9      4.59       7.0
         1999         66.4        109.4        83.5         201,694       5,438        2,000         6.5      4.75       3.5
         2000         67.4        109.3        83.9         207,005       5,311        2,168         7.8      4.79       0.8
         2001         68.3        109.1        84.4         211,346       4,341        2,182         8.7      4.77      -O.4
         2002         69.3        108.9        84.9         214,394       3,048        2,153         9.0      4.74      -O.6
=================================================================================================================================

   [The following table was depicted as a Line Graph in the printed material]

                                  Historic and
                                   Forecasted
                                      Rent
                                    Inflation

                                   Kansas City
                                     53 MSAs

Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

                                                                     Kansas City
--------------------------------------------------------------------------------

             Table 3:  Semiannual History and Forecast

                       -----------------------------------------------------------------------------------------------------------
                            Mfg        Distribution                                 Net
                         Employment     Employment      Stock      Completions   Absorption     Availability    TW Rent Index
                           (x1OOO)       (x1OOO)      (SFx1OOO)     (SFx1OOO)     (SFx1OOO)       Rate (%)     Nominal    Real*
----------------------------------------------------------------------------------------------------------------------------------
History     1991.1         102.9        77.8            188,701          236       -1,103            8.5         3.12      3.65
            1991.2         105.5        76.5            188,835          134       -1,388            9.3         3.27      3.76

            1992.1         105.1        76.6            188,984          149          324            9.2         3.10      3.51
            1992.2         104.8        76.0            189,148          164         -229            9.4         2.94      3.28

            1993.1         105.8        74.4            189,372          224       -1,501           10.3         3.10      3.42
            1993.2         105.4        75.5            189,591          219         -752           10.8         3.27      3.56

            1994.1         106.1        76.7            189,713          122        3,144            9.2         3.35      3.60
            1994.2         105.5        78.2            189,892          179          922            8.8         3.43      3.63

            1995.1         107.2        80.2            190,427          535        5,058            6.4         3.41      3.56
            1995.2         107.2        80.7            190,885          458        2,338            5.4         3.40      3.51

            1996.1         107.9        81.8            191,051          166         -989            6.0         3.69      3.74
            1996.2         109.2        82.4            191,106           55        3,109            4.4         4.00      4.00

Forecast    1997.1         109.6        82.7            191,106            0        1,168            3.8         4.12      4.05
            1997.2         109.7        82.8            192,028          922          902            3.8         4.29      4.15

            1998.1         109.5        83.0            193,892        1,865          918            4.2         4.46      4.25
            1998.2         109.4        83.1            196,256        2,364          947            4.9         4.59      4.30

            1999.1         109.4        83.3            198,919        2,664          973            5.7         4.69      4.32
            1999.2         109.4        83.5            201,694        2,774        1,027            6.5         4.75      4.31

            2000.1         109.3        83.7            204,427        2,734        1,078            7.2         4.78      4.26
            2000.2         109.3        83.9            207,005        2,577        1,090            7.8         4.79      4.20

            2001.1         109.2        84.2            209,329        2,324        1,094            8.3         4.78      4.13
            2001.2         109.1        84.4            211,346        2,017        1,088            8.7         4.77      4.05

            2002.1         109.0        84.6            213,032        1,686        1,080            8.9         4.75      3.97
            2002.2         108.9        84.9            214,394        1,362        1,073            9.0         4.74      3.89

                       ==========================================================================================================

                       * Real rents shown in 1996 dollars.


==================================     Kansas City is the 17th largest
Economic Performance                   industrial market we follow in terms
   (Rank out of 52)                    of size, and has grown 2.3 million
==================================     square feet since 1991. Net absorption
Distribution Employment:       48      has averaged 1.1 million square feet
Avg. Forecast Growth Rate              per six-month period for the last five
----------------------------------     years, and is forecasted to average
Manufacturing Employment:      44      1.0 million square feet per six-month
Avg. Forecast Growth Rate              period over the forecast horizon. Real
----------------------------------     rents, i.e., rents adjusted for
Availability: Current           4      inflation as of the second half of
----------------------------------     1996, average $4.00 currently; they
Availability: End-of-Forecast  36      are expected to fall to $3.89 by the
----------------------------------     end of our forecast period.

Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------

   [The following table was depicted as a Line Graph in the printed material]



                                    Relative
                             Distribution Employment
                                   Performance
                                   1986 = 100

                                   Kansas City
                                     53 MSAs


   [The following table was depicted as a Line Graph in the printed material]



                                    Relative
                                 Net Absorption
                                   Performance
                            (Demand / Occupied Stock)

                                   Kansas City
                                     53 MSAs


   [The following table was depicted as a Line Graph in the printed material]


                                    Relative
                                   Completions
                                   Performance

                                   Kansas City
                                     53 MSAs


Data as of the 4th Quarter, 1996 (c) Copyright 1997, CBC/Torto Wheaton Research

                                                                     Kansas City
--------------------------------------------------------------------------------

THE          Tables 4 through 7 present our forecast for the submarkets of
SUBMARKET    Kansas City over the next 24 months. We employ a 'shared-down'
OUTLOOK      approach in our submarket forecasts, based on both current and historical market factors. From these market factors we determine the probability that tenants will lease space or investors will build new space, within each submarket. The probabilities are then applied to our overall metro forecast to derive the share of net absorption or completions.


Table 4:     Submarket Forecast of Demand


                                                Current and Historic Factors                               2-Yr Forecast
                    -----------------------------------------------------------------------------   ---------------------------
                      Current              Long-Term Avg.*              3-Year Avg.                   Estimated Avg.
                     Occupied    Percent     Annual Net     Percent     Annual Net    Percent         Annual Net       Percent
                       Stock       of        Absorption       of        Absorption      of            Absorption         of
                      (x1OOO)     Metro       (x1000)        Metro        (x1000)      Metro           (x1000)          Metro
                    -----------------------------------------------------------------------------   ---------------------------
-------------------------------------------------------------------------------------------------   ----------------------------

              Clay    32,800      18.0            85           5.0           567        12.7              258             13.1

           Jackson    86,139      47.1           550          32.3         2,109        47.2              739             37.6

           Johnson    31,207      17.1           731          42.9           611        13.7              585             29.7

            Platte     3,182       1.7           102           6.0           128         2.9              158              8.0

         Wyandotte    29,416      16.1           234          13.7         1,056        23.6              228             11.6
                    ----------------------------------------------------------------------------------------------------------------
                    ----------------------------------------------------------------------------------------------------------------
KANSAS CITY TOTALS   182,724     100.0         1,701         100.0         4,471       100.0             1,968           100.0
                    ----------------------------------------------------------------------------------------------------------------
                    * Long term net absorption is an estimate of net absorption over the last 15 years. See the Appendix for a complete methodology.

--------------------------------------------------------------------------------
                   We provide forecasts only in those submarkets where we have determined that there is sufficient stock of space or where there is currently space under construction.


Data as of 4th Quarter, 1996     (c) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------

          Table 5:  Submarket Forecast of Supply

                                                Current and Historic Factors                               2-Yr Forecast
                    -----------------------------------------------------------------------------   ---------------------------
                    Historic Avg.                                                                         Estimated Avg.
                      Annual     Percent    SF Under       Percent      Projects     Percent            Annual        Percent
                    Completions    of     Construction       of         Planned        of             Completions       of
                      (x1OOO)     Metro     (x1000)         Metro       (x1000)       Metro             (x1000)       Metro
                    -----------------------------------------------------------------------------   ---------------------------
-------------------------------------------------------------------------------------------------   ---------------------------

              Clay      123       6.3           0            0.0            0           0.0              134             5.2

           Jackson      652      33.6           0            0.0            0           0.0              713             27.7

           Johnson      777      40.0           0            0.0           50         10.00            1,304            50.6

            Platte      117       6.0           0            0.0            0           0.0              128             5.0

         Wyandotte      271      13.9           0            0.0            0           0.0              296            11.5
                    ----------------------------------------------------------------------------------------------------------------
                    ----------------------------------------------------------------------------------------------------------------
 KANSAS CITY TOTALS    1,940     100.0           0           0.0           50        100.00            2,576            100.0
                    ----------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
---------------------------------    The 3-year average annual net absorption is
Noteworthy Submarkets                calculated from the current period going
in Kansas City                       back 3 years. Likewise, the forecast of
=================================    average annual net absorption is calculated
Largest in Size        Jackson       from the current period going forward 2
---------------------------------    years. When the Outlook is produced
Largest Share of                     mid-year, the time periods referenced are
 Long-Term Demand      Johnson       also mid-year time periods.
---------------------------------
Largest Share of                     For the first year of our supply forecast
 Forecasted Demand     Jackson       (see Table 5) we use the actual square feet
---------------------------------    under construction as reported by the local
Largest Share of Fore-               CB Commercial office. After the first year,
 casted Completions    Johnson       our econometric model predicts the new
---------------------------------    supply based on market factors.


Data as of 4th Quarter, 1996     (c) Copyright 1997, CBC/Torto Wheaton Research

                                                                     Kansas City
--------------------------------------------------------------------------------

          Table 6:     Submarket Rent and Availability Outlook

                                Current and Historic Factors                        2-Yr Forecast
                       --------------------------------------------   ----------------------------------------
                                                                                                TW Rent Index
                           1993            1996           1996                               -----------------
                       Availability   Availability      TW Rent       Availability               Avg. Annual
                            (%)            (%)           Index             (%)        Level    Rent Inflation
-------------------------------------------------------------------   ----------------------------------------
              Clay          9.1            4.6            $3.21            3.9        $3.66         6.8

           Jackson         10.6            4.3            $3.80            4.2        $4.37         7.3

           Johnson          7.8            3.8            $4.78            7.6        $5.53         7.5

            Platte         21.0            9.8            $4.12            7.6        $4.50         4.4

         Wyandotte         14.7            4.4            $4.87            4.8        $5.58         7.0
                       --------------------------------------------   ----------------------------------------
                       --------------------------------------------   ----------------------------------------
KANSAS CITY TOTALS         10.8            4.4            $4.00            4.9        $4.59         7.1
                       --------------------------------------------   ----------------------------------------


--------------------------------------------------------------------------------

===================================     A forecast of availability rates is
Noteworthy Submarkets                   derived from a forecast of demand and
in Kansas City                          supply. A new base is determined by
===================================     adding the estimated new supply to the
Highest Current Rent     Wyandotte      existing base, and then adding the
-----------------------------------     forecast of net absorption to the
Largest Forecasted                      occupied base to calculate a new
 Decrease in Avail. SF   Platte         occupied base. From this, a new
-----------------------------------     availability rate may be derived.
Largest Forecasted       Johnson        Rental rates, in turn, are dependent
 Increase in Rents                      upon availability rates and are
-----------------------------------     calculated last.


Data as of 4th Quarter, 1996     (c) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------


     Table 7:     Properties Under Construction
                  The following lists properties due in 1997; the list may be incomplete.

                  -------------------------------------------------------------------------------------
                  Name/Adresses/Owner   Size (sf)   Year Due   Property Type   Asking Rent   Sale Price
                  -------------------------------------------------------------------------------------

                  There are no industrial properties currently under construction in Kansas City.


Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

                                                                     Kansas City
--------------------------------------------------------------------------------


         CURRENT    The Kansas City MSA has been divided, for
      INDUSTRIAL    reporting purposes, into a total of five smaller
          MARKET    submarkets defined by the local CB Commercial
                    office. The following pages include tables and graphs displaying information for the total industrial market of Kansas City, along with separate sections devoted to the warehouse and rental warehouse markets. Similar information is also available upon request for the manufacturing and R & D markets; our full clients receive this information as part of the Electronic Outlook.


   [The following table was depicted as a Bar Graph in the printed material]

                             Owner            Renter

                                Distribution of
                                Industrial Space
                                 by Tenant Type


                    The size of the current industrial market in Kansas City is
                    191.1 million square feet, consisting of about 2,947 properties which include both single buildings and complexes. Industrial properties are often single tenant and occupied by the owner, but there are also a significant number of rental properties.

                    We classify properties as rental structures if they have more than one tenant or the single tenant is not the owner. Generally speaking, the availability rate in rental properties is higher than that in the total of industrial properties. The first graph on this page illustrates the division of total industrial space in Kansas City into renter vs. owner/user properties.

   [The following table was depicted as a Pie Graph in the printed material]

                  R & D 2%    Whse 55%    Mfg 30%     Other 13%

                                 Distribution of
                                Industrial Space
                                 by Tenant Type


                    The two pie charts show the distribution of all industrial, space in Kansas City by property type and by size. In todays market it is common for warehouse properties to occupy the majority of industrial space. Note how Kansas City compares to the typical market, in which the smallest properties (below 50,000 square feet) make up the largest portion of industrial space, while the largest properties
                    (over 400,000 square feet) form the smallest segment of the market.

                    Finally, the bar graph at the bottom of this page illustrates the pattern of construction in Kansas City's industrial market, by showing the distribution of space by age, or year built.


   [The following table was depicted as a Bar Graph in the printed material]

         Distribution of Industrial Space by Property Type (Year Built)

      Pre         1970         1975        1980        1985        1990
      1970         to           to          to          to          to
                  1974         1979        1984        1989        1996


   [The following table was depicted as a Pie Graph in the printed material]


   400+ 29%       10-49 25%       50-99 15%      100-199 17%     200-399 14%

                                 Distribution of
                                Industrial Space
                                by Size (SFxlOOO)


Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------

          Table 8:  Total Industrial Space by Submarket

                    ------------------------------------------------------------------------
                                   Total SF    Availability     Avg. Asking    Avg. Asking
                    # Bldgs        (x1OOO)         (%)            Net Rent     Gross Rent
--------------------------------------------------------------------------------------------
              Clay    404          34,382          4.6              n/a            $2.54

           Jackson  1,336          90,009          4.3             $2.71           $3.33

           Johnson    701          32,440          3.8             $5.05           $5.07

            Platte     83           3,505          9.8              n/a            $4.69

         Wyandotte    423          30,770          4.4              n/a            $2.82
                    ------------------------------------------------------------------------
                    ------------------------------------------------------------------------
KANSAS CITY TOTALS  2,947         191,106          4.4             $3.07           $3.35
                    ------------------------------------------------------------------------


--------------------------------------------------------------------------------

                    Please note that rents are quoted as either net or gross. In many areas rents in better quality space tends to be quoted as net, while rents in lower quality space tend to be quoted as gross; therefore it is not unusual for average net rents to be higher than average gross rents.

                    For some submarkets we have too few rents quoted to allow a meaningful average, and we show an 'n/a' for these areas. However, ALL rents are included in the total metro average rents.

Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

Kansas City
--------------------------------------------------------------------------------

      HISTORIC      No market study is complete without the historical
      INDUSTRIAL    perspective. This table contains annual completions and
      MARKET        availability rates for all industrial space, for the last
                    five years.


      Table 9:      Historic Industrial Completions and Availability

                    --------------------------------------------------------------------------------------------
                           1992              1993              1994               1995               1996
                     Cmpltns  Avail%    Cmpltns  Avail%   Cmpltns   Avail%   Cmpltns   Avail%  Cmpltns   Avail%
                    --------------------------------------------------------------------------------------------

                    --------------------------------------------------------------------------------------------
         Clay           0      7.6          0      9.1         0     7.5       133      6.9        0      4.6

      Jackson         111      9.7        396     10.6       126     9.2       607      4.7        0      4.3

      Johnson          80      8.9         27      7.8       175     5.8       253      4.5      221      3.8

       Platte         122     23.8          0     21.0         0    17.7         0     11.8        0      9.8

    Wyandotte          0       9.3         20     14.7         0    10.9         0      6.0        0      4.4
                    ---------------------------------------------------------------------------------------------
                    ---------------------------------------------------------------------------------------------
KANSAS CITY TOTALS    313      9.4        443     10.8       301     8.8       993      5.4     221       4.4
                    ---------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   [The following table was depicted as a Bar Graph in the printed material]

                               Availability Rates
                                  1992 - 1996

                                  Kansas City
                                    53 MSAs


Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------

CURRENT             The warehouse segment currently comprises about 54.5% of the
WAREHOUSE           total Kansas City industrial market, and approximately 65.1%
MARKET              of all space built in the last five years. The table below gives a snapshot of the warehouse market as of the end of the fourth quarter, and the following table displays its distribution by age and size of building.


      Table 10:     Warehouse Space by Submarket

                   ----------------------------------------------------------------------------------------
                                   Total SF    Availability     Avg. Asking    Avg. Asking       TW Rent
                    # Bldgs        (x1OOO)         (%)            Net Rent     Gross Rent         Index
                   ----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
Clay                  218          15,452          9.3              n/a            $2.50           $3.22

Jackson               787          49,707          6.1             $2.19           $3.90           $3.80

Johnson               527          22,370          4.7             $5.20           $5.20           $4.79

Platte                 44           1,801         16.2              n/a            $4.69           $4.13

Wyandotte             238          14,778          5.7              n/a            $2.91           $4.88
                   =========================================================================================
                   -----------------------------------------------------------------------------------------
KANSAS CITY TOTALS  1,814         104,108          6.4             $2.70           $3.59           $4.00
                   -----------------------------------------------------------------------------------------

                    For some submarkets we have too few rents quoted to allow a meaningful average, and we show an 'n/a' for these areas. However, ALL rents are included in the total metro average rents.


Data as of 4th Quarter, 1996     (c) Copyright 1997, CBC/Torto Wheaton Research

                                                                     Kansas City
--------------------------------------------------------------------------------

      Table 11:     Distribution of All Warehouse Space by Age and Size

--------------------------------------------------------------------------------

                    ----------------------------------------------------------------------------   ----------------
                                    Building Size (in thousands)
                      10 - 49            50 - 99          100 - 199         200 - 399     400+      Totals by Age\
------------------------------------------------------------------------------------------------   ----------------

Built 1990 - 1996

                    ----------------------------------------------------------------------------   ----------------
Stock                   365                350              1,013              631          0             2,359

Availability            6.8%              10.3%              23.0%             3.5%        n/a             13.4%

Net Rent                n/a                n/a                n/a               n/a        n/a             n/a

Gross Rent            $5.08                n/a                n/a               n/a        n/a             $3.12
                    ----------------------------------------------------------------------------   ----------------

Built 1985 - 1989

                    ----------------------------------------------------------------------------   ----------------
Stock                 3,508              1,510              1,189              515        1,750           8,472

Availability            5.9%               4.6%               1.0%             0.0%         0.0%            3.4%

Net Rent               n/a                 n/a                n/a              n/a         n/a             n/a

Gross Rent            $7.04              $4.69                n/a              n/a         n/a            $6.53
                    ----------------------------------------------------------------------------   ----------------

Built 1980 - 1984

                    ----------------------------------------------------------------------------   ----------------

Stock                 3,684              1,915              2,042            1,397        2,270          11,308

Availability            5.6%               9.4%               0.5%             0.0%        42.9%           12.1%

Net Rent               n/a                 n/a                n/a              n/a         n/a            $2.54

Gross Rent            $5.52                n/a                n/a              n/a         n/a            $4.02
                    ----------------------------------------------------------------------------   ----------------

Built 1970-1979

                    ----------------------------------------------------------------------------   ----------------
Stock                 6,665              3,492              3,931            4,552        2,550          21,190

Availability           10.2%              12.8%               0.3%             6.0%         0.0%           6.7%

NetRent                n/a                 n/a                n/a              n/a         n/a             n/a

Gross Rent            $3.70              $3.21                n/a              n/a         n/a           $3.23
                    ----------------------------------------------------------------------------   ----------------

Built Before 1970

                    ----------------------------------------------------------------------------   ----------------

Stock                15,802              8,527             10,718            9,456       16,276         60,779

Availability            9.1%               6.3%               8.9%             3.4%         0.0%          5.3%

Net Rent              $2.37                n/a                n/a              n/a         n/a           $2.19

Gross Rent            $3.57              $4.17                n/a              n/a         n/a           $3.35
                    ----------------------------------------------------------------------------   ----------------

Totals by Size

                    ----------------------------------------------------------------------------   ----------------

Stock                30,024             15,794             18,893           16,551      22,846         l04,108

Availability            8.5%               8.1%               6.5%             3.7%        4.3%           6.4%

Net Rent              $2.85              $2.84               n/a               n/a         n/a           $2.70

Gross Rent            $4.25              $3.85              $2.90            $2.42         n/a            $3.59
                    ----------------------------------------------------------------------------   ----------------

--------------------------------------------------------------------------------

    [The following table was depicted as a Pie Graph in the printed material]

                                Distribution of
                                Warehouse Space
                                 In Kansas City

      Pre 1970 59%         1970s 20%         1980s 19%         1990s 2%


    [The following table was depicted as a Pie Graph in the printed material]

                                Distribution of
                              Warehouse Properties
                             200,000 sf and Larger
                                     By Age

      Pre 1970 65%         1970s 18%         1980s 15%         1990s 2%


Data as of 4th Quarter, 1996     (c) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 (Industrial Outlook)
--------------------------------------------------------------------------------


           Table 12:    Warehouse Rental Space by Submarket

                        --------------------------------------------------------------------------------
                                        Total SF       Availability     Avg. Asking      Avg. Asking
                        # Bldgs         (xlOOO)            (%)           Net Rent         Gross Rent
--------------------------------------------------------------------------------------------------------
               Clay        191           14,498            9.1              n/a             $2.56

            Jackson        421           24,263            5.2             $2.31            $4.80

            Johnson        463           19,079            5.1             $5.20            $5.21

             Platte         41            1,550           18.8              n/a             $4.69

          Wyandotte        145            9,152            7.5              n/a             $2.82
                        --------------------------------------------------------------------------------
                        --------------------------------------------------------------------------------
KANSAS CITY, TOTALS      1,261           68,542            6.6             $3.37            $3.81
                        --------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                    Rental space (that is, space occupied by more than one tenant, or occupied by a tenant that is not the owner) in Kansas City's warehouse market accounts for about 68.5 million square feet, comprising 65.8% of all warehouse space. In comparison, about 56.4% of the total industrial market of Kansas City is rental space.

                    For some submarkets we have too few rents quoted to allow a meaningful average, and we show an 'n/a' for these areas. However, ALL rents are included in the total metro average rents.

Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

Kansas City


      Table 13:   Distribution of All Warehouse Rental Space by Age and Size
                  Building Size (in thousands)

                    --------------------------------------------------------------------------------   ------------------
                                    Building Size (in thousands)
                      10 - 49            50 - 99          100 - 199         200 - 399        400+        Totals by Age
----------------------------------------------------------------------------------------------------   ---------------

Built 1990 - 1996

                    --------------------------------------------------------------------------------   ---------------
Stock                   326                281              1,013              631             0            2,251

Availability            7.7%              12.8%              23.0%             3.5%           n/a            14.0%

Net Rent                n/a               n/a                n/a               n/a            n/a            n/a

Gross Rent            $5.08               n/a                n/a               n/a            n/a           $3.12
                    --------------------------------------------------------------------------------   ---------------

Built 1985 - 1989

                    --------------------------------------------------------------------------------   ---------------
Stock                 2,746              1,321                844              515             430          5,856

Availability            7.1%               5.3%               1.4%             0.0%           n/a             4.7%

Net Rent               n/a                n/a                n/a               n/a            n/a            n/a

Gross Rent            $7.08              $4.69               n/a               n/a            n/a           $6.55
                    --------------------------------------------------------------------------------   ---------------

Built 1980 - 1984

                    --------------------------------------------------------------------------------   ---------------
Stock                 2,859              1,578              1,610              846           1,445          8,338

Availability            6.2%             11.4%                0.6%             0.0%           10.3%           6.2%

Net Rent               n/a                n/a                n/a               n/a            n/a           $2.54

Gross Rent            $5.59               n/a                n/a               n/a            n/a           $4.03
                    --------------------------------------------------------------------------------   ---------------

Built 1970-1979

                    --------------------------------------------------------------------------------   ---------------
Stock                 4,853              2,831              3,085            4,152           1,350         16,271

Availability          10.3%               15.6%               0.4%             6.6%            0.0%           7.6%

Net Rent               n/a                n/a                n/a               n/a            n/a             n/a

Gross Rent           $3.73               $3.21               n/a               n/a            n/a           $3.20
                    --------------------------------------------------------------------------------   ---------------

Built Before 1970

                    --------------------------------------------------------------------------------   ---------------

Stock                10,165              4,948              6,714            6,703           7,296         35,826

Availability            9.8%               7.7%              10.8%             1.2%            0.0%           6.1%

Net Rent               n/a                n/a                n/a               n/a            n/a             n/a

Gross Rent            $3.75              $5.59               n/a               n/a            n/a           $3.83
                    --------------------------------------------------------------------------------   ---------------

Totals by Size

                    --------------------------------------------------------------------------------   ---------------

Stock                20,949             10,959             13,266           12,847          10,521          68,542

Availability           9.1%               10.1%               7.5%             2.9%            1.4%           6.6%

Net Rent              $3.77              $2.84              n/a               n/a             n/a           $3.37

Gross Rent            $4.45              $4.27              $2.90            $2.64            n/a           $3.81
                    --------------------------------------------------------------------------------   ---------------

--------------------------------------------------------------------------------
    [The following table was depicted as a Pie Graph in the printed material]


                                 Distribution of
                                    Warehouse
                                  Rental Space
                                 in Kansas City,
                                     By Age


      Pre 1970 52%         1970s 24%         1980s 21%         1990s 3%


    [The following table was depicted as a Pie Graph in the printed material]


                                Distribution of
                                   Warehouse
                                  Rental Space
                                    By Size


10-49 31%        50-99 16%         100-199 19%       200-399 19%       400+ 15%

Data as of 4th Quarter, 1996      (c) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------


      HISTORIC     Table 14 gives the historical perspective on the Kansas City
     WAREHOUSE     warehouse market. During the last five years 62.4% of all
        MARKET     new construction has been in warehouse space. In that period warehouse availability rates have been higher on average than availability rates in all industrial space in the MSA.


      Table 14:    Historic Warehouse Completions and Availability

                   ----------------------------------------------------------------------------------------------------------------
                          1992                     1993                      1994                   1995                1996
                    Cmpltns   Avail%         Cmpltns   Avail%          Cmpltns   Avail%       Cmpltns   Avail%    Cmpltns    Avail
                   ----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

              Clay    0       15.3            0     17.1                   0      14.0          133      10.7        0        9.3

           Jackson    0       13.3            0     15.5                   0      13.1          607       6.8        0        6.1

           Johnson   68       10.7           12      9.2                 175       7.2          243       5.6      221        4.7

            Platte    0       28.1            0     22.7                   0      21.6            0      18.9        0       16.2

         Wyandotte    0       15.5           20     24.7                   0      20.3            0      10.8        0        5.7
                   ----------------------------------------------------------------------------------------------------------------

KANSAS CITY TOTALS   66       13.6           32     15.8                 175      13.1          983       7.9      221        6.4
                   ----------------------------------------------------------------------------------------------------------------


    [The following table was depicted as a Bar Graph in the printed material]


                               Availability Rates
                                  1992 - 1996

                                  Kansas City
                                    53 MSAs


Data as of 4th Quarter, 1996     (C) Copyright 1997, CBC/Torto Wheaton Research

[LOGO]


                       SOUTHFIELD/DETROIT MARKET ANALYSIS

                            PRENTISS OFFICE PORTFOLIO


                              Southfield, Michigan


                                DATE OF ANALYSIS

                                   August 1997


                                  PREPARED FOR


                              LEHMAN BROTHERS, INC.
                            3 World Financial Center
                            New York, New York 10285


                                   PREPARED BY

                 CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC.
                        CAPITAL MARKETS SUPPORT SERVICES
                         2500 West Loop South, Suite 100
                            Houston, Texas 77027-4502

             [Letterhead of CB Commercial Real Estate Group, Inc.]


August 15, 1997


Mr. Mark H. Mauldin
LEHMAN BROTHERS, INC.
3 World Financial Center
New York, New York  10285

RE:   Southfield/Detroit Market Analysis
      Prentiss Office Portfolio
      Southfield, Michigan
      CBC File No. 97-301

Dear Mr. Mauldin:

At your request and authorization, CB Commercial Real Estate Group, Inc. has prepared a Market Analysis for the Prentiss Office Portfolio located in Southfield, Michigan.

The subject consists of a multi-tenant, institutional quality, office building having a total of 241,751 SF of net rentable area. The Southfield market has an average occupancy of 89% with a weighted average net rental rate of $15.08 - $18.16 PSF/YR, depending on the data source. Overall this market area is stabilized and showing improving rental rates.

This report may be relied upon by Lehman Brothers and its successors and assigns in determining whether to make a loan evidenced by a note (the "Property Note") secured by the property. This report may be relied upon by any purchaser or assignee of the Property Note in determining whether to purchase the Property Note from Lehman Brothers and its successors and assigns and by any rating agency rating securities secured by, or representing an interest in the Property Note. This report may be referred to, quoted in and included with materials offering for sale the Property Note or an interest therein for sale. This report may be relied upon by persons acquiring the Property Note or an interest in the Property Note. This report speaks as of the date prepared.

It has been a pleasure to assist you in this assignment. If you have any questions concerning the analysis, or if CB Commercial Real Estate Group, Inc. can be of further service, please do not hesitate to contact us.

Respectfully submitted,

CB COMMERCIAL REAL ESTATE GROUP, INC.
CAPITAL MARKETS SUPPORT SERVICES

by:


/s/ Jason T. Hutchins
-------------------------------
Jason T. Hutchins
Project Manager

JTH

================================================================================
                                                        SUMMARY OF SALIENT FACTS
--------------------------------------------------------------------------------

                            SUMMARY OF SALIENT FACTS

Property Name:                         PRENTISS PROPERTIES PORTFOLIO
Location:                              One Northwestern Plaza, Southfield,
                                       Michigan
Property Description:                  One Northwestern Plaza is a 13- story
                                       Class A suburban office building. The
                                       building was developed in 1989 and
                                       contains 241,751 net rentable square fee
                                       with heated underground parking
                                       facilities.
Date of Analysis:                      August 1, 1997
Improvements
Number of Buildings:                   1
Number of Stories:                     13
Gross Building Area:                   241,751 SF
Net Rentable Area:                     241,751 SF
Avg. Year Built:                       1989
Condition:                             Good
Effective Age:                         8 Years
Market Financial Indicators
Current Occupancy:                     89.3%
Stabilized Occupancy:                  90.0%
Estimated Absorption:                  Market is stabilized.
Market Rental Rate:                    $18.00 - $22.00 PSF
Tenant Improvements (New Leases):      $5.00 - $15.00 PSF
Tenant Improvements (Renewal Leases):  $3.50  Per SF
Leasing Commissions (New Leases):      5.0%
Leasing Commissions (Renewal Leases):  2.0%

================================================================================
                                                               TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

SUMMARY OF SALIENT FACTS .....................................................ii

TABLE OF CONTENTS ...........................................................iii

TRADE AREA ANALYSIS ...........................................................1

COMPETITIVE MARKET TREND ANALYSIS .............................................3

MARKETABILITY CONCLUSIONS .....................................................7

ADDENDA
   A      Improved Comparable Sales
   B      Demographics
   C      Torto Wheaton Research Data
   D      CB Commercial Office Market Statistics

================================================================================
                                                             TRADE AREA ANALYSIS
--------------------------------------------------------------------------------

                               TRADE AREA ANALYSIS

Regional Influences

The Metropolitan Detroit Office Market is the 13th largest of 54 markets followed nationally by CB Commercial. The office market is comprised of just over 60 million square feet, and finished the year with an overall vacancy rate of 11.1%, which is a drop of 2.8% from 1995. The Detroit market followed the national trend of limited construction of new product, a declining vacancy rate and a leveling off of net absorption which peaked at over 2.7 million square feet in 1994. 1996 had a net absorption of 2 million square feet.

The suburban market in Metropolitan Detroit has over 46 million square feet, and in 1996 had a vacancy rate of 9.4% and net absorption of 1.7 million square feet. Southfield is the largest office market with over 15 million square feet and had the most net absorption, 660,413 square feet. Our estimate of current office employment for the Detroit Metropolitan area is 375,300 workers. Over the last 10 years, office employment has grown by 3.6%. Last year office employment grew by 7.4%

The CB Commercial forecast calls for an average annual growth in office employment of 2.8% over the next six years, as a take off from its current level. Office employment growth is a key element in our forecast model. Thus, we expect this growth will effect net absorption in a positive manner. We are forecasting vacancy rates to drop to a Metro Detroit wide average of 8.5% over the next six years, and rent rising by an average annual rate of 6.3% through the first half of 2001.

Location

The trade area is located in the city of Southfield. The city of Southfield is located in the northwest quadrant of the Detroit MSA.

Demographics

Population growth and new household formations have been on an upward trend within the subject trade area.

Selected trade area demographics are shown in the following table:


--------------------------------------------------------------------------------

================================================================================
                                                             TRADE AREA ANALYSIS
--------------------------------------------------------------------------------


================================================================================
                        SELECTED METRO AREA DEMOGRAPHICS
                              SUBJECT'S LOCAL AREA
================================================================================
                                                      Southfield   Detroit MSA
--------------------------------------------------------------------------------
Population
       2001 Estimate                                     83,861     4,329,402
       1996 Estimate                                     81,300     4,327,117
       1990 Census                                       75,728     4,266,654
       1996 - 2001 % Change                                3.2%          0.1%
Households
       2001 Estimate                                     36,028     1,611,544
       1996 Estimate                                     34,734     1,607,134
       1990 Census                                       32,112     1,580,063
       1996 - 2001 % Change                                3.7%          0.3%
2001 Median Household Income                            $53,084       $46,046
1996 Median Household Income                            $46,685       $40,167
1996 Average Household Income                           $58,138       $50,486
1990 Average Home Value                                 $89,912       $83,128
1990 % College Graduates                                  34.7%         17.6%
--------------------------------------------------------------------------------
Source: Strategic Mapping, Inc.
Compiled by: CB Commercial
================================================================================

Trends and Conclusions

The trade area currently has a strong income demographic profile as compared to the overall Detroit MSA. The outlook is for relatively stable performance with moderate improvement over the next several years. As a result, the demand for existing developments is expected to be good. Generally, the trade area is expected to maintain a relatively stable growth pattern in the foreseeable future.


--------------------------------------------------------------------------------

================================================================================
                                               COMPETITIVE MARKET TREND ANALYSIS
--------------------------------------------------------------------------------

                        COMPETITIVE MARKET TREND ANALYSIS

COMPETITIVE OVERALL AND SUBMARKET SUPPLY

In order to research the market, we have relied upon data published by Torto Wheaton Research, KOLL, and CB Commercial Real Estate Appraisal Services Group.

MARKET SUMMARY

Selected market statistics for the subject trade area are shown in the following table:

================================================================================
                               MARKET STATISTICS
================================================================================
Category                                           Source   Detroit   Southfield
--------------------------------------------------------------------------------
Existing Supply (SF X 1,000)                         (1)    60,348     14,981
                                                     (3)               14,976
Under Construction (SF X 1,000)                      (1)        39          0
Construction - 2 YR Annual Forecast (SF X 1,000)     (1)     1,306        210
Absorption - 3 YR Avg. (SF X 1,000)                  (1)     1,657        656
YTD 2nd Qtr 1997 Absorption (SF X 1,000)             (3)       540        226
Absorption - 2 YR Annual Forecast (SF X 1,000)       (1)     1,015        303
1996 Occupancy                                       (1)     88.9%      87.8%
2nd Qtr 1997 Occupancy                               (3)     89.2%      89.3%
Occupancy - 2 YR Forecast                            (1)     88.4%      89.4%
Average Rent PSF - 1996                              (1)    $18.86     $18.16
Average Rent PSF - 1st Qtr 1997 (CBD vs. Suburban)   (2)    $18.28     $20.14
Average Rent PSF - 2nd Qtr 1997                      (3)    $15.12     $15.08
Average Rent PSF - 2 YR Forecast                     (1)    $21.44     $20.62
Annual Rent Inflation - 2 YR Forecast                (1)      6.6%       6.6%
--------------------------------------------------------------------------------
Source Codes:
(1)  Torto Wheaton Research
(2)  KOLL National Real Estate Index
(3)  CB Commercial
================================================================================

MARKET RENT/DEMAND TRENDS

The following table presents the trends in rental rates and occupancy for the Detroit area and local submarket over the past five years:


--------------------------------------------------------------------------------

================================================================================
                                               COMPETITIVE MARKET TREND ANALYSIS
--------------------------------------------------------------------------------


================================================================================
                                     MARKET TRENDS
                                      1992 - 1996
================================================================================
                            Detroit                       Southfield
                   ---------------------------    ------------------------------
    Date             Rent PSF     Occupancy         Rent PSF      Occupancy
--------------------------------------------------------------------------------
    1992              $13.20         80.8%           N/A             74.6%
    1993              $13.90         80.8%           N/A             74.8%
    1994              $15.46         83.8%           N/A             79.4%
    1995              $16.64         85.5%           N/A             82.8%
    1996              $18.86         88.8%           $18.16          87.8%
1997 Forecast         $20.93         90.7%           $20.62          89.4%
--------------------------------------------------------------------------------
Source: Torto Wheaton Research
================================================================================

MARKET RENT TRENDS

In addition to the Torto Wheaton Research and KOLL surveys, a number of rent comparables have been surveyed in order to identify the performance trends within the subject's immediate submarket. CB Commercial surveyed competitive properties and lease transactions for comparison to the subject. The selected comparable rentals are summarized in the following summary chart.

============================================================================================================
                          COMPARABLE RENTALS SUMMARY - PRENTISS PROPERTIES PORTFOLIO
============================================================================================================
                                                  Avg. Base Rent      Ann.         Exp.                 Pct.
         Name           Location    Size (NRA)    1996      1997      Inc.        Reimb.                Occ.
------------------------------------------------------------------------------------------------------------
Vanguard Center     23800 West      114,694 SF   $13.39    $13.74     2.6%        $1.09                 89%
                    Ten Mile
                    Road,
                    Southfield, MI
------------------------------------------------------------------------------------------------------------
                                     Size (NRA)           Asking Lease Rates       Exp.    Avail.(SF    Pct.
     Market Area        Location    (SF X 1,000)  Avg.       Low      High        Reimb.    X 1,000)    Occ.
------------------------------------------------------------------------------------------------------------
Southfield 1997     Southfield, MI    14,976 SF  $15.08    $10.00    $22.00      Base Yr.   1,602 SF    89%
Southfield 1996     Southfield, MI    14,999 SF  $14.83    $10.00    $21.00      Base Yr.   3,150 SF    79%
------------------------------------------------------------------------------------------------------------
Percent Change for Submarket:             -0.2%       1.7%     0.0%      4.8%  Absorption:  1,547 SF  10.3%
------------------------------------------------------------------------------------------------------------
Detroit Metro 1997  Detroit, MI       60,741 SF  $15.12     $6.50    $24.00      Base Yr.   6,560 SF    89%
Detroit Metro 1996  Detroit, MI       60,744 SF  $14.95     $6.50    $23.50      Base Yr.   8,018 SF    87%
------------------------------------------------------------------------------------------------------------
Percent Change for  Detroit Metro      0.0%       1.1%       0.0%      2.1%    Absorption:  1,458 SF   2.4%
------------------------------------------------------------------------------------------------------------
Compiled by: CB Commercial
============================================================================================================

The asking rental rates of the comparables range from $13.75 to $22.00 per square foot. Quoted occupancy rates range from 89% to 100%. Rental rates are increasing at a rate of approximately 5% per year in the Southfield market area and 2% per year in the overall Detroit area. As a result, new construction is beginning to take place in select market areas. Refer to the Addenda for construction data reported by Torto Wheaton.


--------------------------------------------------------------------------------

================================================================================
                                               COMPETITIVE MARKET TREND ANALYSIS
--------------------------------------------------------------------------------

MARKET EXPENSE RATES

The following industry survey expense data is reported for the local market area:

================================================================================
                          PRENTISS PROPERTIES PORTFOLIO
                             COMPARABLE EXPENSE DATA
================================================================================
                                                                     IREM
                                               COMP 1               MEDIAN
                                       -----------------------   -----------
Location:                                    Southfield MI         Detroit
NRA (SF):                                       114,694            Suburban
Expense Year:                             1996     1997 Budget       1996
Effective Gross Income PSF:              $14.44       $14.48         $13.91

Unit of Comparison                         PSF         PSF            PSF
                                       ----------   ----------     ----------
Expenses
      Real Estate Taxes                  $ 1.13       $ 1.14         $ 1.13
      Insurance                          $ 0.19       $ 0.20         $ 0.16
      Janitorial                         $ 0.90       $ 0.90         $ 0.84
      General Operating*                 $ 2.90       $ 2.93         $ 2.04
      Utilities                          $ 2.02       $ 2.05         $ 2.46
      Allowance for Replacements         $ 0.00       $ 0.00         $ 0.00
      Management Fees                    $ 0.70       $ 0.78         $ 0.55

Total Expenses                           $ 7.84       $ 8.00         $ 7.18
      * Includes maintenance and repairs, administrative, and contract services.
--------------------------------------------------------------------------------
Source: Actual operating statements and IREM Income/Expense Analysis Report 1996 Compiled By: CB Commercial
================================================================================

MARKET CAPITAL EXPENDITURES

The rent comparables surveyed reported the following capital expenditures for new and renewal leases:


--------------------------------------------------------------------------------

================================================================================
                                               COMPETITIVE MARKET TREND ANALYSIS
--------------------------------------------------------------------------------

     ======================================================================
                                CAPITAL EXPENSES
     ======================================================================
     Capital Expense Category                         Range Reported
     ----------------------------------------------------------------------
     Renewal Probability                            60%    to       75%
     Tenant Improvements (New Leases)            $4.00 PSF to    $20.00 PSF
     Tenant Improvements (Renewal Leases)        $2.00 PSF to    $ 3.00 PSF
     Weighted Average Tenant Improvements        $2.80 PSF to    $ 7.25 PSF
     Leasing Commissions (New Leases)              4.5%    to       6.0%
     Leasing Commissions (Renewal Leases)          2.0%    to       3.0%
     Weighted Average Leasing Commissions          3.0%    to       3.8%
     ----------------------------------------------------------------------
     Compiled By: CB Commercial
     ======================================================================

COMPARABLE SALES DATA AND TRENDS

The following table provides a summary of the comparable sales. A more detailed description of each transaction is included in the Addenda.

====================================================================================================
                        IMPROVED SALE SUMMARY - PRENTISS PROPERTIES PORTFOLIO
====================================================================================================
Sale                                              Date of  Size
 No.     Name            Location                  Sale    (NRA)   Price PSF  OCC   NOI PSF   OAR
----------------------------------------------------------------------------------------------------
 1    Franklin Bank      24725 Twelve Mile        Mar-96   94,830    $64.33    89%   $7.96  12.38%
      Business Center    Road, Southeast Corner
                         Of, Southfield, MI
 2    10 Oak Hollow      25025 Denso Drive,       Aug-95  164,282    $78.52     0%   $8.56  10.90%
      Gateway            West Of Telegraph
                         Road, Southfield, MI
 3    Westfield Office   30201 Orchard Lake       Aug-95   50,436    $49.57   100%   $5.90  11.90%
      Building           Road, WS Of Orchard,
                         Farmington Hills, MI
 4    The Solomon        28588 Northwestern       Jul-95   82,275    $66.85    98%   $9.53  14.26%
      Building           Highway South Of 12
                         Mile Rd, Southfield, MI
 5    Farmington Hills   22260 Haggerty Road,     Jun-95   73,731    $58.32    83%   $7.41  12.70%
      Corporate II       South Of 9 Mile Road.,
                         Farmington Hills, MI

----------------------------------------------------------------------------------------------------
Compiled By: CB Commercial
====================================================================================================


--------------------------------------------------------------------------------

================================================================================
                                                       MARKETABILITY CONCLUSIONS
--------------------------------------------------------------------------------

                            MARKETABILITY CONCLUSIONS

================================================================================
                          PRENTISS PROPERTIES PORTFOLIO
                                   CONCLUSIONS
================================================================================
Category                                                     Amount
--------------------------------------------------------------------------------
Current Occupancy:                                      89.3%
Stabilized Occupancy:                                   90.0%
Estimated Absorption:                                   Market is stabilized.
Expenses (Range of Comparable Data):                    $7.18 - $8.00 PSF
Market Expenses:                                        $7.50/SF
Market Rental Rate:                                     $18.00 - $22.00 PSF
Type of Lease:                                          Full service with base
                                                        year expense stop.
Tenant Impr. Range (New Leases):                        $4.00 - $20.00 PSF
Tenant Improvements (New Leases):                       $5.00 - $15.00 PSF
Tenant Impr. Range (Renewal Leases):                    $2.00 - $3.00 PSF
Tenant Improvements (Renewal Leases):                   $3.50/SF
Leasing Commis. Range (New Leases):                     4.5% - 6.0%
Leasing Commissions (New Leases):                       5.0%
Leasing Commis. Range (Renewal Leases):                 2.0% - 3.0%
Leasing Commissions (Renewal Leases):                   2.0%
Average Lease Term                                      5 Years
--------------------------------------------------------------------------------
Compiled By: CB Commercial
================================================================================


--------------------------------------------------------------------------------

================================================================================
                                                                         ADDENDA
--------------------------------------------------------------------------------


                                     ADDENDA


--------------------------------------------------------------------------------

================================================================================
                                            ADDENDUM A IMPROVED COMPARABLE SALES
--------------------------------------------------------------------------------


                                   Addendum A


                            IMPROVED COMPARABLE SALES


--------------------------------------------------------------------------------

====================================================================================================================================
                                            SUMMARY OF COMPARABLE OFFICE BUILDING SALES
====================================================================================================================================
                                                              Number
Sale                                            Sale   Year     of     Building Size  Occupancy             Price Per
No.   Name / Location                           Date   Built  Stories     (NRA)        at Sale   Sale Price     SF      OER    OAR
====================================================================================================================================
 1   Franklin Bank Business Center              03/96  1984    2 to 3     94,830       89.27%   $ 6,100,000   $64.33  46.28%  12.38%
     24725 Twelve Mile Road, Southeast
     Southfield, MI

 2   10 Oak Hollow Gateway                      08/95  1986      3       164,282         N/A    $12,900,000   $78.52   N/A    10.90%
     25025 Denso Drive, West Of Telegraph
     Southfield, MI

 3   Westfield Office Building                  08/95  1990      2        50,436         100%   $ 2,500,000   $49.57   N/A    11.90%
     30201 Orchard Lake Road, WS Of
     Farmington Hills, MI

 4   The Solomon Building                       07/95  1986      4        82,275       97.58%   $ 5,500,000   $66.85  43.12%  14.26%
     28588 Northwestern Highway South Of 12
     Southfield, MI

 5   Farmington Hills Corporate II              06/95  1987      3        73,731       83.04%   $ 4,300,000   $58.32  43.31%  12.70%
     22260 Haggerty Road, South Of 9 Mile
     Farmington Hills, MI

------------------------------------------------------------------------------------------------------------------------------------
Compiled By: CB Commercial
------------------------------------------------------------------------------------------------------------------------------------

                                                      OFFICE BUILDING SALE     1
================================================================================
Location Data

     Property Name:                 Franklin Bank Business Center

     Location:                      24725 Twelve Mile Road, Southeast Corner Of
                                    12 Mile Rd and Lockdale Ave.
     City:                          Southfield
     County:                        Oakland
     State/Zip:                     Michigan
     Assessor's Parcel No(s):       N/A
     Atlas Reference:               N/A

Physical Data

     Type:                          Suburban
     Land Area:                     N/A
     Gross Building Area:           103,125 SF
     Net Rentable Area:             94,830 SF
     Usable Building Area:          86,209 SF
     Year Built:                    1984
     # of Stories:                  2 to 3
     Parking:                       N/A
     Condition:                     Good
     Exterior Walls:                Masonry
     Amenities:                     N/A
     Class:                         B

Sale Data

     Transaction Type:              Sale
     Date of Transaction:           03/96
     Marketing Time:                N/A
     Grantor:                       VRB Corporation
     Grantee:                       JFK Investment Company (Joseph Kosik)
     Document No.:                  N/A
     Sale Price:                    $6,100,000
     Financing:                     Cash to Seller
     Cash Equivalent Price:         $6,100,000
     Required Capital Cost:         $0
     Adjusted Sale Price:           $6,100,000
     Verification:                  Appraiser and Broker

Financial Data

     Assumptions & Forecast:        N/A
     Occupancy at Sale:             89.27%
     Existing or Pro Forma Income:  Pro Forma
                                    TOTAL             P.S.F.
                                    ---------         ------
     Potential Gross Income:        $1,405,986        $14.83
     Vacancy and Credit Loss:       N/A               N/A
     Effective Gross Income:        $1,405,986        $14.83
     Expenses:                      $650,634          $6.86
     Net Operating Income:          $755,352          $7.97


--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                      OFFICE BUILDING SALE     1
================================================================================

Analysis

     Buyers Underwriting Criteria:
     Overall Capitalization Rate (OAR):       12.38%
     Projected IRR:                           N/A %
     Effective Gross Multiplier (EGIM):       4.34
     Operating Expense Ratio (OER):           46.28%
     Price Per Square Foot:                   $64.33

Comments

     At the time of sale, the building was 89.27% occupied. The indicated OAR, as stabilized, is 11.69%. The cost of stabilization was estimated to be approximately $131,456. The adjusted OAR, reflecting a stabilized operating level, but considering the cost to reach this operating level, is 12.12% ($755,347/($6,100,000 +$131,456)).


--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                      OFFICE BUILDING SALE     2
================================================================================

Location Data

     Property Name:                  10 Oak Hollow Gateway
     Location:                       25025 Denso Drive, West Of Telegraph Road
     City:                           Southfield
     County:                         Oakland
     State/Zip:                      Michigan
     Assessor's Parcel No(s):        N/A
     Atlas Reference:                N/A

Physical Data

     Type:                           Suburban
     Land Area:                      10.4900 Acres
     Gross Building Area:            169,368 SF
     Net Rentable Area:              164,282 SF
     Usable Building Area:           N/A
     Year Built:                     1986
     # of Stories:                   3
     Parking:                        N/A
     Condition:                      Average
     Exterior Walls:                 Masonry
     Amenities:                      N/A
     Class:                          B

Sale Data

     Transaction Type:               Sale
     Date of Transaction:            08/95
     Marketing Time:                 N/A
     Grantor:                        Metropolitan Life Insurance Co.
     Grantee:                        Great Lakes REIT
     Document No.:                   N/A
     Sale Price:                     $12,900,000
     Financing:                      Cash to Seller
     Cash Equivalent Price:          $12,900,000
     Required Capital Cost:          $0
     Adjusted Sale Price:            $12,900,000
     Verification:                   Broker

Financial Data

     Assumptions & Forecast          N/A
     Occupancy at Sale:              N/A
     Existing or Pro Forma Income:   Pro Forma
                                     TOTAL             P.S.F.
                                     ---------         ------
     Potential Gross Income:         N/A               N/A
     Vacancy and Credit Loss:        N/A               N/A
     Effective Gross Income:         N/A               N/A
     Expenses:                       N/A               N/A
     Net Operating Income:           $1,406,100        $8.56


--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                      OFFICE BUILDING SALE     2
================================================================================

Analysis

     Buyers Underwriting Criteria:
     Overall Capitalization Rate (OAR):       10.90%
     Projected IRR:                           N/A %
     Effective Gross Multiplier (EGIM):       N/A
     Operating Expense Ratio (OER):           N/A %
     Price Per Square Foot                    $78.52

Comments

     The buildings were approximately eighty percent occupied at the time of sale. The property's location is particularly desirable as they are located in the Oak Hollow Office Park.


--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                      OFFICE BUILDING SALE     3
================================================================================

Location Data

     Property Name:                 Westfield Office Building
     Location:                      30201 Orchard Lake Road, WS Of Orchard Lake
                                    Rd., 0.5 Mile S. Of 14 Mile
     City:                          Farmington Hills
     County:                        Oakland
     State/Zip:                     Michigan
     Assessor's Parcel No(s):       N/A
     Atlas Reference:               N/A

Physical Data

     Type:                          Suburban
     Land Area:                     N/A
     Gross Building Area:           N/A
     Net Rentable Area:             50,436 SF
     Usable Building Area:          N/A
     Year Built:                    1990
     # of Stories:                  2
     Parking:                       N/A
     Condition:                     Good
     Exterior Walls:                Masonry
     Amenities:                     N/A
     Class:                         B

Sale Data

     Transaction Type:              Sale
     Date of Transaction:           08/95
     Marketing Time:                N/A
     Grantor:                       Thomas A. Duke Company
     Grantee:                       MBL Life
     Document No.:                  N/A
     Sale Price:                    $2,500,000
     Financing:                     Not Available
     Cash Equivalent Price:         $2,500,000
     Required Capital Cost:         $0
     Adjusted Sale Price:           $2,500,000
     Verification:                  Broker

Financial Data

     Assumptions & Forecast:        N/A
     Occupancy at Sale:             100%
     Existing or Pro Forma Income:  Pro Forma
                                    TOTAL             P.S.F.
                                    ---------         ------
     Potential Gross Income:        N/A               N/A
     Vacancy and Credit Loss:       N/A               N/A
     Effective Gross Income:        N/A               N/A
     Expenses:                      N/A               N/A
     Net Operating Income:          $297,500          $5.90


--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                      OFFICE BUILDING SALE     3
================================================================================

Analysis

     Buyers Underwriting Criteria:
     Overall Capitalization Rate (OAR):       11.90%
     Projected IRR:                           N/A %
     Effective Gross Multiplier (EGIM):       N/A
     Operating Expense Ratio (OER):           N/A %
     Price Per Square Foot                    $49.57

Comments

     The property was 100 percent occupied at the time of sale. The space was leased on USF rather than NRSF basis. The broker indicated this allowed upside potential.


--------------------------------------------------------------------------------
                                 CB COMMERCIAL

                                                      OFFICE BUILDING SALE     4
================================================================================

Location Data

     Property Name:                 The Solomon Building

     Location:                      28588 Northwestern Highway South Of 12
                                    Mile Rd
     City:                          Southfield
     County:                        Oakland
     State/Zip:                     Michigan
     Assessor's Parcel No(s):       N/A
     Atlas Reference:               N/A

Physical Data

     Type:                          Suburban
     Land Area:                     4.1100 Acres
     Gross Building Area:           94,453 SF
     Net Rentable Area:             82,275 SF
     Usable Building Area:          N/A
     Year Built:                    1986
     # of Stories:                  4
     Parking:                       N/A
     Condition:                     Good
     Exterior Walls:                Glass Panels
     Amenities:                     N/A
     Class:                         B

Sale Data

     Transaction Type:              Sale
     Date of Transaction:           07/95
     Marketing Time:                N/A
     Grantor:                       MBL Life Assurance Co.
     Grantee:                       Solomon Office Assocates, LLC
     Document No.:                  N/A
     Sale Price:                    $5,500,000
     Financing:                     Cash to Seller
     Cash Equivalent Price:         $5,500,000
     Required Capital Cost:         $0
     Adjusted Sale Price:           $5,500,000
     Verification:                  Broker

Financial Data

     Assumptions & Forecast:        N/A
     Occupancy at Sale:             97.58%
     Existing or Pro Forma Income:  N/A
                                    TOTAL           P.S.F.
                                    ---------       ------
     Potential Gross Income:        $1,378,585      $16.76
     Vacancy and Credit Loss:       N/A             N/A
     Effective Gross Income:        $1,378,585      $16.76
     Expenses:                      $594,507        $7.23
     Net Operating Income:          $784,078        $9.53


--------------------------------------------------------------------------------
                                 CB COMMERCIAL

                                                      OFFICE BUILDING SALE     4
================================================================================

Analysis

     Buyers Underwriting Criteria:
     Overall Capitalization Rate (OAR):       14.26%
     Projected IRR:                           N/A %
     Effective Gross Multiplier (EGIM):       3.99
     Operating Expense Ratio (OER):           43.12%
     Price Per Square Foot                    $66.85

Comments

     At the time of sale, the building was 97.58% occupied. The property was renovated in early 1994. Upon review of the current leases, it was determined that there were several leases with contract rent above market. It was estimated the excess rent (NOI) totaled $143,514, as of the sale date. The leases encumbered with the excess rents will be expiring within two years; therefore, theses leases will rollover to market-level rents. To extract a meaningful OAR the excess rent was subtracted from the 1st year NOI, which indicated an OAR of 11.65%. The building's largest tenant is P.P.O.M which leases over 20,000 SF, with rent at $21.88 per square feet.


--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                      OFFICE BUILDING SALE     5
================================================================================

Location Data

     Property Name:                 Farmington Hills Corporate II
     Location:                      22260 Haggerty Road, South Of 9 Mile Road.
     City:                          Farmington Hills
     County:                        Oakland
     State/Zip:                     Michigan
     Assessor's Parcel No(s):       N/A
     Atlas Reference:               N/A

Physical Data

     Type:                          Suburban
     Land Area:                     N/A
     Gross Building Area:           77,212 SF
     Net Rentable Area:             73,731 SF
     Usable Building Area:          N/A
     Year Built:                    1987
     # of Stories:                  3
     Parking:                       N/A
     Condition:                     Good
     Exterior Walls:                Masonry
     Amenities:                     N/A
     Class:                         B

Sale Data

     Transaction Type:              Sale
     Date of Transaction:           06/95
     Marketing Time:                N/A
     Grantor:                       MBL Life Assurance Co.
     Grantee:                       Partnership-David B. Friedman, et al
     Document No.:                  N/A
     Sale Price:                    $4,300,000
     Financing:                     Cash to Seller
     Cash Equivalent Price:         $4,300,000
     Required Capital Cost:         $0
     Adjusted Sale Price:           $4,300,000
     Verification:                  Broker

Financial Data

     Assumptions & Forecast:        N/A
     Occupancy at Sale:             83.04%
     Existing or Pro Forma Income:  Pro Forma
                                    TOTAL              P.S.F.
     Potential Gross Income:        $963,331           $13.07
     Vacancy and Credit Loss:       N/A                N/A
     Effective Gross Income:        $963,331           $13.07
     Expenses:                      $417,224           $5.66
     Net Operating Income:          $546,107           $7.41


--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                      OFFICE BUILDING SALE     5
================================================================================


Analysis

     Buyers Underwriting Criteria:
     Overall Capitalization Rate (OAR):       12.70%
     Projected IRR:                           N/A %
     Effective Gross Multiplier (EGIM):       4.46
     Operating Expense Ratio (OER):           43.31%
     Price Per Square Foot:                   $58.32

Comments

     At the time of sale, the building was 83.04% occupied. The indicated OAR, as stabilized, is 12.70%. The cost of stabilization was estimated to be approximately $164,782. Therefore, the adjusted OAR, reflecting a stabilized operating level, but considering the cost to reach this operating level, is 12.23%.


--------------------------------------------------------------------------------
                                  CB COMMERCIAL

================================================================================
                                                         ADDENDUM B DEMOGRAPHICS
--------------------------------------------------------------------------------


                                   Addendum B

                                  DEMOGRAPHICS


--------------------------------------------------------------------------------

                                Atlas MarketQuest
                                 Summary Report

CBC 7547.2501 Houston Galleria                                       Page 1 of 1
Area 1 = Southfield, MI                                                   8/7/97
Area 2 = Detroit MSA

--------------------------------------------------------------------------------
Description                                    USA Totals     Area 1      Area 2
--------------------------------------------------------------------------------
1990 Population                               248,709,873     75,728   4,266,654
1996 Population                               265,411,137     81,300   4,327,117
    % White                                          79.0       61.1        75.1
    % Black                                          12.2       35.4        22.0
    % American Indian                                 0.9        0.3         0.4
    % Asian                                           3.6        2.9         1.7
    % Other                                           4.3        0.3         0.7
    % Hispanic                                       10.3        1.9         2.2

1996 Population by Age:

    % 0 - 5                                           8.6        6.6         8.6
    % 6 - 13                                         11.3        8.9        11.4
    % 14 - 17                                         5.4        4.1         5.1
    % 18 - 20                                         4.7        3.6         4.4
    % 21 - 24                                         5.8        4.8         5.5
    % 25 - 34                                        14.5       15.3        14.6
    % 35 - 44                                        15.7       16.0        16.1
    % 45 - 54                                        12.3       13.3        12.7
    % 55 - 64                                         8.5        9.3         8.6
    % 65 - 74                                         7.3        9.1         7.5
    % 75 - 84                                         4.5        6.6         4.3
    % 85 +                                            1.4        2.3         1.3
    Median Age Total Population                      34.9       39.1        35.3

1990 Households                                91,947,410     32,112   1,580,063
1996 Households                                98,045,317     34,734   1,607,134
1996 Average Household Size                          2.64       2.32        2.66
1996 Household Income:
    % $ 0 - $ 9,999                                  12.3        7.5        12.6
    % $ 10,000 - $ 14,999                             7.8        5.3         6.7
    % $ l5,000 - $24,999                             14.7       10.0        12.2
    % $ 25,000 - $34,999                             14.1       12.3        12.1
    % $ 35,000 - $49,999                             18.2       18.8        17.7
    % $ 50,000 - $74,999                             17.7       21.5        19.8
    % $ 75,000 - $ 99,999                             7.6       12.0         9.6
    % $100,000 - $149,999                             5.3        9.2         6.7
    % $150,000+                                       2.4        3.3         2.6
1996 Median Household Income ($)                   35,822     46,685      40,167
1996 Med an Family Income ($)                      42,040     57,257      47,993
1990 Median Home Value ($)                         79,098     85,130      67,280
1990 Median Contract Rent ($)                         374        615         363

1990 % White Collar Workers                          58.1       77.3        58.8
1990 % Blue Collar Workers                           26.2       14.0        27.5
1990 % HS Graduate/Some College                      54.9       50.1        57.7
1990 % Bachelor/Graduate Degree                      20.3       34.7        17.7

Area defined by Place

Area defined by MSA
Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 1 of 9
Area 1 = Southfield, MI                                                   8/7/97
Area 2 = Detroit MSA

--------------------------------------------------------------------------------
Description                                 Area 1             Area 2
--------------------------------------------------------------------------------

1996 Socio-Economic Measure:                    74                  53

1996 Employment:                            99,663           1,897,041

Population:

    2001 Projection                          83,861           4,329,402
    1996 Estimate                            81,300           4,327,117
    1990 Census                              75,728           4,266,654
    1990 - 1996 % Change (Growth)              7.4%                1.4%
    1990 Group Quarters Population              736              47,711

1996 % Population by Race:

    White                                     61.1%               75.1%
    Black                                     35.4%               22.0%
    American Indian, Eskimo & Aleut            0.3%                0.4%
    Asian or Pacific Islander                  2.9%                1.7%
    Other                                      0.3%                0.7%

    Hispanic                                   1.9%                2.2%

1990 % Population by Race:

    White                                     67.9%               75.4%
    Black                                     29.1%               22.1%
    American Indian, Eskimo & Aleut            0.3%                0.4%
    Asian or Pacific Islander                  2.4%                1.3%
    Other                                      0.4%                0.7%

    Hispanic                                   1.7%                2.0%

1996 % Population by Sex:

    Male                                      46.8%               48.2%
    Female                                    53.2%               51.8%

1990 % Population by Sex:

    Male                                      46.8%               48.1%
    Female                                    53.2%               51.9%

2001 Pop per Square Mile (Pop Density)      3,196.9             1,110.9
1996 Pop per Square Mile (Pop Density)      3,099.3             1,110.3
1990 Pop per Square Mile (Pop Density)      2,886.9             1,094.8

Area (Square Miles)                            26.2             3,897.2
Area (Square Kilometers)                       67.9            10,093.7

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 2 of 9
Area 1 = Southfield, MI                                                   8/7/97
Area 2 = Detroit MSA

--------------------------------------------------------------------------------
Description                                 Area 1             Area 2
--------------------------------------------------------------------------------

Households:

    2001 Projection                         36,028          1,611,544
    1996 Estimate                           34,734          1,607,134
    1990 Census                             32,112          1,580,063
    1990 - 1996 % Change (Growth)             8.2%               1.7%

2001 Average Household Size                   2.31               2.66
1996 Average Household Size                   2.32               2.66
1990 Average Household Size                   2.34               2.67

2001 Per Capita Income                     $28,935             22,112
1996 Per Capita Income                     $25,065             18,960
1990 Per Capita Income                     $21,155             15,734

2001 Median Family Income                  $65,105             55,017
1996 Median Family Income                 $ 57,257             47,993
1990 Median Family Income                 $ 49,768             40,984

2001 Median Household Income              $ 53,084             46,046
1996 Median Household Income               $46,685             40,167
1990 Median Household Income               $40,579             34,301

2001 Average Household Income             $ 66,759             58,749
1996 Average Household Income              $58,138             50,486
1990 Average Household Income              $49,360             41,994

1996 % Household Income:

      $ 0 - $ 9,999                           7.5%              12.6%
      $ 10,000 - $ 14,999                     5.3%               6.7%
      $ 15,000 - $ 24,999                    10.0%              12.2%
      $ 25,000 - $ 34,999                    12.3%              12.1%
      $ 35,000 - $ 49,999                    18.8%              17.7%
      $ 50,000 - $ 74,999                    21.5%              19.8%
      $ 75,000 - $ 99,999                    12.0%               9.6%
      $100,000 - $149,999                     9.2%               6.7%
      $150,000 +                              3.3%               2.6%


Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 3 of 9
Area 1 = Southfield, MI                                                   8/7/97
Area 2 = Detroit MSA

--------------------------------------------------------------------------------
Description                                 Area 1              Area 2
--------------------------------------------------------------------------------


1990 % Household Income:

      $0 - $ 9,999                            8.9%               15.2%
      $ 10,000 - $ 14,999                     6.1%                7.3%
      $ 15,000 - $ 24,999                    12.4%               14.3%
      $ 25,000 - $ 34,999                    14.4%               14.1%
      $ 35,000 - $ 49,999                    19.7%               18.6%
      $ 50,000 - $ 74,999                    21.2%               18.5%
      $ 75,000 - $ 99,999                    10.3%                7.0%
      $100,000 - $149,999                     4.7%                3.4%
      $150,000+                               2.2%                1.6%

1996 % Population by Age:

      0 - 5                                   6.6%                8.6%
      6 - 13                                  8.9%               11.4%
      14 - 17                                 4.1%                5.1%
      18 - 20                                 3.6%                4.4%
      21 - 24                                 4.8%                5.5%
      25 - 34                                15.3%               14.6%
      35 - 44                                16.0%               16.1%
      45 - 54                                13.3%               12.7%
      55 - 64                                 9.3%                8.6%
      65 - 74                                 9.1%                7.5%
      75 - 84                                 6.6%                4.3%
      85+                                     2.3%                1.3%
      Median Age Total Population             39.1                35.3
      Median Age Adult Population             45.3                43.0

1990 % Population by Age:

      0 - 5                                   7.0%                9.1%
      6 - 13                                  8.7%               11.3%
      14 - 17                                 4.5%                5.6%
      18 - 20                                 3.5%                4.3%
      21 - 24                                 5.5%                5.7%
      25 - 34                                17.7%               17.5%
      35 - 44                                15.9%               15.4%
      45 - 54                                10.8%               10.4%
      55 - 64                                 9.5%                8.8%
      65 - 74                                 8.8%                7.2%
      75 - 84                                 6.1%                3.6%
      85+                                     2.2%                1.1%
      Median Age Total Population             37.0                33.0
      Median Age Adult Population             43.3                40.9


Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 4 of 9
Area 1 = Southfield, MI                                                   8/7/97
Area 2 = Detroit MSA

--------------------------------------------------------------------------------
Description                                 Area 1              Area 2
--------------------------------------------------------------------------------

1996 % Female Population by Age:

      0 - 5                                   6.1%                8.1%
      6 - 13                                  8.2%               10.7%
      14 - 17                                 3.8%                4.8%
      18 - 20                                 3.4%                4.1%
      21 - 24                                 4.5%                5.2%
      25 - 34                                14.5%               14.4%
      35 - 44                                16.0%               16.1%
      45 - 54                                13.3%               12.7%
      55 - 64                                 9.4%                8.8%
      65 - 74                                 9.7%                8.1%
      75 - 84                                 8.0%                5.2%
      85+                                     3.2%                1.8%
      Female Median Age Total Population      40.9                36.6
      Female Median Age Adult Population      46.8                44.0

1990 % Female Population by Age:

      0 - 5                                   6.4%                8.6%
      6 - 13                                  8.1%               10.6%
      14 - 17                                 4.2%                5.3%
      18 - 20                                 3.2%                4.1%
      21 - 24                                 5.1%                5.7%
      25 - 34                                17.1%               17.3%
      35 - 44                                15.9%               15.3%
      45 - 54                                10.7%               10.3%
      55 - 64                                 9.6%                8.9%
      65 - 74                                 9.4%                7.9%
      75 - 84                                 7.3%                4.4%
      85+                                     3.0%                1.5%
      Female Median Age Total Population      38.6                34.1
      Female Median Age Adult Population      44.6                41.8

1990 % Hispanic Population by Type:

      Not of Hispanic Origin                 98.3%               98.0%
      Mexican                                 0.5%                1.2%
      Puerto Rican                            0.1%                0.3%
      Cuban                                   0.1%                0.1%
      Other Hispanic                          1.0%                0.5%


Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 5 of 9
Area 1 = Southfield, MI                                                   8/7/97
Area 2 = Detroit MSA

--------------------------------------------------------------------------------
Description                                            Area 1         Area 2
--------------------------------------------------------------------------------

1990 % Population Enrolled in School (Age 3 & Over):

    Preprimary School                                    7.3%           7.9%
    Elementary and High School                          56.4%          65.9%
    College                                             36.4%          26.2%

    Total School Enrollment                            18,545      1,138,104

1990 % Educational Attainment (Age 25 & Over):

    Less than Grade 9                                    5.2%           7.7%
    Grade 9-12 (No Diploma)                             10.0%          16.9%
    High School Graduate or Equivalency                 22.4%          30.3%
    Some College (No Degree)                            20.9%          21.1%
    Associate Degree                                     6.8%           6.4%
    Bachelor Degree                                     20.0%          11.2%
    Graduate or Professional Degree                     14.7%           6.4%

1990 % Employment Status:

    Total Labor Force:

      Armed Forces                                       0.0%           0.1%
      Civilian:
        Employed                                        63.7%          58.4%
        Unemployed                                       3.9%           5.7%
    Not In Labor Force                                  32.3%          35.8%

    Female Labor Force:

      Armed Forces                                       0.0%           0.0%
      Civilian:
        Employed                                        56.0%          50.4%
        Unemployed                                       3.3%           4.6%
    Not In Labor Force                                  40.6%          45.0%

1990 % Working Mothers:

    Child less than 6 Only                              15.3%          14.7%
    Child 6 - 17 Only                                   41.7%          37.0%
    Child less than 6 & 6-17                            12.6%          10.6%
    Nonworking Mothers                                  30.5%          37.7%

    Total Mothers                                       8,077        556,053


Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 6 of 9
Area 1 = Southfield, MI                                                   8/7/97
Area 2 = Detroit MSA

--------------------------------------------------------------------------------
Description                                            Area 1           Area 2
--------------------------------------------------------------------------------

1990% Industry Employment:

    Agriculture/Forestry/Fishing                        0.6%              0.9%
    Mining                                              0.0%              0.1%
    Construction                                        3.3%              4.6%
    Manufacturing:
      Nondurable Goods                                  2.7%              4.2%
      Durable Goods                                    14.7%             20.6%
    Transportation                                      2.8%              3.8%
    Communications & Public Utilities                   2.9%              2.4%
    Wholesale Trade                                     4.9%              4.4%
    Retail Trade                                       16.8%             17.5%
    Finance/Insurance/Real Estate                       9.8%              6.3%
    Services:
      Business & Repair                                 6.4%              5.7%
      Personal                                          2.7%              2.6%
      Entertainment & Recreation                        1.6%              1.2%
      Health                                           10.1%              9.2%
      Educational                                       8.8%              6.9%
      Other Professional & Related                      9.0%              6.1%
    Public Administration                               2.9%              3.6%
    Total                                             39,725         1,914,501

1990 % Occupation:

    Executive & Managerial                             16.0%             12.0%
    Professional Specialty                             24.2%             14.1%
    Technical Support                                   3.9%              3.9%
    Sales                                              16.1%             11.8%
    Administrative Support                             17.1%             17.0%
    Service: Private Household                          0.2%              0.3%
    Service: Protective                                 0.8%              1.8%
    Service: Other                                      7.3%             10.9%
    Farming, Forestry & Fishing                         0.5%              0.7%
    Precision Production, Craft & Repair                6.6%             11.8%
    Machine Operator, Assemblers & Inspectors           4.0%              8.5%
    Transportation & Material Moving                    1.7%              3.6%
    Laborers                                            1.7%              3.5%

    White Collar Total                                 77.3%             58.8%
    Blue Collar Total                                  14.0%             27.5%

    Total Employed                                    39,725         1,914,501


Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 7 of 9
Area 1 = Southfield, MI                                                   8/7/97
Area 2 = Detroit MSA

--------------------------------------------------------------------------------
Description                                    Area 1              Area 2
--------------------------------------------------------------------------------

1990 % Marital Status:

   Total Male:                                 29,056           1,576,465
     Never Married                              31.6%               32.6%
     Married                                    56.4%               54.3%
     Separated                                   1.3%                2.0%
     Widowed                                     2.8%                2.8%
     Divorced                                    7.9%                8.3%

   Total Female:                               34,025           1,762,618
     Never Married                              24.9%               26.1%
     Married                                    48.0%               48.4%
     Separated                                   1.5%                2.6%
     Widowed                                    14.7%               12.2%
     Divorced                                   10.9%               10.7%

1990 Households by Type:

   One Person Households                       10,373             387,947
   Two or more Person Households:
     Family Households:
       Married Couple                          15,680             819,466
       Male Householder                           934              59,520
       Female Householder                       3,130             241,613
     Nonfamily Households                       1,995              71,517

1990 Family Households With Children

   Married Couple Family                        6,460             395,551
   Male Householder                               350              26,968
   Female Householder                           1,644             157,794

1990 Population by Household Type:

   Family Households                           60,223           3,669,062
   Nonfamily Households                        14,769             549,881

1990 Households With:

   Children Under 18                            8,531             585,761
   Persons Over 65                              9,130             371,360
   Householder Over 65                          8,392             332,188

1990 Average Family Size                         3.01                3.21


Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 8 of 9
Area 1 = Southfield, MI                                                   8/7/97
Area 2 = Detroit MSA

--------------------------------------------------------------------------------
Description                                         Area 1              Area 2
--------------------------------------------------------------------------------

1990 Median Home Value                             $85,130              67,280
1990 Average Home Value                            $89,912              83,128
1990 Median Contract Rent                             $615                 363
1990 Average Contract Rent                            $644                 382

1990 Persons In Unit:

     1 Person Units                                 10,373             387,947
     2 Person Units                                 10,809             476,368
     3 Person Units                                  4,880             283,624
     4+ Person Units                                10,538             432,124

1990 Housing Unit Counts:

     Total Units                                    35,054           1,672,488
       % Occupied                                    91.6%               94.5%
       % Vacant                                       8.4%                5.5%
       % Year Round                                   8.1%                5.1%
       % Seasonal                                     0.3%                0.4%
     Occupied Units                                 32,112           1,580,063
       % Owner Occupied                              53.9%               69.5%
       % Renter Occupied                             46.1%               30.5%
     Vacant Units                                    2,942              92,425
       % Year Round of Vacant Units                  96.4%               92.3%
       % Seasonal of Vacant Units                     3.6%                7.7%

1990 Total Housing Units in Structure               35,054           1,672,488
     1, Detached                                     46.8%               67.6%
     1, Attached                                      5.8%                4.9%
     2,                                               0.2%                4.7%
     3-9                                             14.3%                7.8%
     10-49                                           12.5%                7.5%
     50+                                             17.7%                3.4%
     Mobile Home or Trailer                           2.0%                3.1%
     Other                                            0.7%                1.0%

1990 Owner Occupied Housing Units by Year Built     17,316           1,097,672
     Built 1985 to March, 1990                        1.3%                6.5%
     Built 1980 to 1984                               2.5%                3.3%
     Built 1970 to 1979                              16.0%               16.0%
     Built 1960 to 1969                              43.3%               16.4%
     Built 1950 to 1959                              24.5%               26.9%
     Built 1949 or Earlier                           12.4%               30.8%


Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 9 of 9
Area 1 = Southfield, MI                                                   8/7/97
Area 2 = Detroit MSA

--------------------------------------------------------------------------------
Description                                         Area 1              Area 2
--------------------------------------------------------------------------------

1990 % Means of Transportation to Work:
    Car, Truck or Van:

       Drove Alone                                   87.0%               83.3%
       Carpooled                                      8.4%               10.1%
     Public Transportation                            0.8%                2.5%
     Other Means                                      2.0%                2.5%
     Worked at Home                                   1.8%                1.6%

1990 % Travel Time to Work:

     0 - 14 Minutes                                  24.6%               25.4%
     15 - 29 Minutes                                 43.7%               40.5%
     30 - 59 Minutes                                 29.4%               29.6%
     60 - 89 Minutes                                  1.6%                3.2%
     90+ Minutes                                      0.7%                1.3%

1990 Households by Number of Vehicles:

     1 Vehicle                                      11,905             519,803
     2 Vehicles                                     12,911             588,280
     3 Vehicles                                      3,726             192,084
     4 Vehicles                                      1,018              58,088
     5 or More Vehicles                                283              20,739

Area defined by Place
Area defined by MSA

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

================================================================================
                                          ADDENDUM C TORTO WHEATON RESEARCH DATA
--------------------------------------------------------------------------------


                                   Addendum C

                          TORTO WHEATON RESEARCH DATA


--------------------------------------------------------------------------------

                                                                         Detroit
--------------------------------------------------------------------------------

                DETROIT

--------------------------------------------------------------------------------

             Overview As of 19945 the population of the Detroit metropolitan statistical area was 4.32 million making it the 8th largest in the country and 8th largest of the markets we follow.

                        The Detroit, MI MSA is comprised of the counties Lapeer, Macomb, Monroe, Oakland, St. Clair, and Wayne. The central cities are Detroit, Dearborn, Pontiac, and Port Huron. The office properties that we report on are the competitive multi-tenant properties that are 10,000 square feet and over.

                        From the most recent information, the median per capita personal income in 1995 for the MSA was $26,031 which is 12% above the national level. The cost of doing business is 7% above the national average.

                        Industries concentrated in Detroit include transportation equipment, fabricated metal products, museums & gardens, and industrial machinery & equipment. By comparing the percentage of total employment each industry commands to the national percentage, we can determine some of the highly concentrated industries.

                        The top major employers of the area are Ford, General Motors, Chrysler, Mercy Health Systems, and Henry Ford Health Systems. Other employers include Americtech - Michigan, Electronic Data Systems Corp. and NBD Bancorp.

Data as of 4th Quarter, 1996           VI. 237     (C) Copyright 1997, CBC/Torto
                                                   Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

          The Economy   Detroit has the 8th largest employment level of the MSAs
                        we follow at approximately 2,067,950 workers. Over the last 10 years, employment has grown at an average annual rate of 1.4%. In the last year it grew by 3.3%. The measures for our 54 MSAs are 1.5% and 2.0%.
                        respectively.

                               [GRAPHIC OMITTED]

                        Table 1 presents the current employment levels and location quotients for each industry as well as historic growth rates over the last 10 years, last four quarters, and forecasted rates for the next 10 years.

             Table 1:   Employment Levels and Growth Rates by Industry

                                     ---------------------------------------------------------------------------------------
                                                                       Average Annual Growth Rates: Detroit & 54 MSAs
                                      Employment     Location     Last 10 Years       Last 4 Quarters       Next 10 Years
                                     Levels (x1000)  Quotient  Detroit    54 MSAs     Detroit  54 MSAs    Detroit    54 MSAs
----------------------------------------------------------------------------------------------------------------------------
                             FIRE         111.7        0.77      1.2        0.6         3.8      1.1         0.6       1.0

            Government (Civilian)         224.0        0.74     -0.5        1.2        -0.9      0.2         0.1       0.6

                    Manufacturing         449.8        1.66     -0.6       -1.1         1.6      0.4        -0.2      -0.1

                     Retail Trade         376.5        1.05      2.0        1.4         5.9      2.3         1.6       1.8

                         Services         623.6        0.96      3.6        3.7         5.0      3.4         2.3       2.8

Transportation & Public Utilities          91.9        0.79      1.0        1.6         1.4      1.3         1.1       1.2

                  Wholesale Trade         118.6        0.93      1.1        1.0         1.0      2.3         1.3       1.3
                                     ---------------------------------------------------------------------------------------
                 Total Employment        2067.9                  1.4        1.5         3.3      2.0         1.1       1.6
                                     ---------------------------------------------------------------------------------------
                Office Employment         387.6        0.93      3.6        2.7         8.3      3.5         1.9       2.0
                                     ---------------------------------------------------------------------------------------

                                     Source: Regional Financial Associates, Torto Wheaton Research
                                     Data as of 3rd Quarter, 1996

                        An initial indication of the relative importance of a particular employment sector is its share of total employment, and for greater perspective, a comparison of its share to the national share. Location quotients above 1.0 indicate that the local economy has a greater share of a particular industry than the national average and the opposite is true when they are below 1.0.

                        For Detroit, the location quotient for FIRE employment is 0.77 while the location quotient for Service employment is 0.96. This means that in Detroit the share of FIRE employment is 23% less than the national average. The share of Service employment in this MSA is 4% less than the national average.

---------------------------------
Economic Performance
(Rank out of 54)
---------------------------------
Total Employment:
current level                   8
---------------------------------
Total Employment:
% growth over last 10 years    37
---------------------------------
Total Employment:
% growth over last year        14
---------------------------------
Total Employment:
% growth over next 10 years    43
---------------------------------


Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

                                                                         Detroit
--------------------------------------------------------------------------------

              Office    We identify and measure employment within the FIRE and
          Employment    Service sectors in industries such as legal services,
                        accounting, and insurance to create our office employment index. The index covers 80-90% of all office-related employment within each MSA. More specific details are available in the Data and Methodology
                        Appendix.

                        Our estimate of office employment for Detroit currently stands at 387,600 workers. Over the last 10 years, office employment has grown by 3.6%. Over the last year Detroit has seen its office employment grow by 8.3%. Table 2 below provides historic growth rates for some of the significant office related industries in Detroit.

             Table 2:   Levels and Historic Growth Rates for
                        Subcategories of Office Employment

                                           ---------------------------------------------------------------------------------------
                                                                                    Level         Average Annual Growth Rates
                                           Employment Category                     (x1000)  Last 10 Years  Last 5 Years  Last Year
----------------------------------------------------------------------------------------------------------------------------------
Finance, Insurance, and Real Estate        Banks                                      35.4        -0.2        -1.1          4.9

                                           Credit Agencies & Mortgage Companies        9.6         3.8         4.6          5.9

                                           Insurance Agents                           12.1         3.6         3.8          5.2

                                           Insurance Companies                        25.3        -0.5        -1.7          0.4

                                           Misc Investing & Trusts                     2.9         5.7         3.8         -3.6

                                           Real Estate Companies                      22.0         3.7         3.1          5.6

                                           Securities Firms                            4.4        -0.4         0.6          2.3

                 Service Employment        Accounting Firms                           11.9         0.5         3.3          4.6

                                           Advertising                                10.0         2.7         2.6          7.5

                                           Computer & Data Processing                 32.9         4.0         4.3         11.9

                                           Consumer Credit Reporting                   1.0         2.2         3.4          5.4

                                           Engineering & Architectural Services       32.7         3.9         6.7         10.4

                                           Legal Services                             14.9         0.8        -0.9         -4.0

                                           Mailing & Reproduction                      7.2         3.3         3.9         10.1

                                           Management & Public Relations              12.3         3.7         6.3          9.4

                                           Misc. Business Services                    28.0         1.5         6.4          4.8

                                           Misc. Equipment Rental & Leasing            3.0        -0.1        -1.5          1.0

                                           Motion Picture Distribution Services        1.2        24.5        19.8         18.4

                                           Other Services                             36.7         4.1         4.1         12.4

                                           Personnel Services                         76.8        12.2        19.5         16.0

                                           Research & Testing Services                 7.1         2.4         1.2          8.8
----------------------------------------------------------------------------------------------------------------------------------

                                           Source: Regional Financial Associates, Torto Wheaton Research
                                           Data as of 3rd Quarter, 1996


Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

                        For our 54 MSAs, the average annual growth rate of office employment over the last 10 years was 2.7% while over the last year it was 3.5%. The forecast calls for office employment to grow by 2.0% over the next six years.

                        The amount of office employees is the primary determinant of the demand side of the office market equation; but it is not the only factor. Also important is the efficiency of space use, measured by square foot per employee, as well as the rental cost of space. Some market observers have been arguing that office hoteling, virtual offices, or 'reengineering' will lead to less space per employee in the future. By implication, there would be less demand for office space.

                        The graph below provides a comparison of office employment growth for Detroit compared to all 54 MSAs since 1980 indexed to a 1980 starting point of 100.

             Relative
    Office Employment                        [GRAPHIC OMITTED]
          Performance
           1980 = 100

                        Office employment growth in Detroit was negative in the early eighties and did not start to grow positively until 1983. Office employment growth in Detroit did not catch up to the nation until the middle of 1985. After 1985, office employment started growing at a faster pace than the nation until the recession. For the nation as a whole, the peak year in employment prior to the recession was 1990 and the decline in office employment was not as steep as in Detroit. Since the end of the recession, Detroit office employment has grown faster than the nation.

---------------------------------
Economic Performance
(Rank out of 54)
---------------------------------
Office Employment:
current level                  10
---------------------------------
Office Employment:
% growth over last 10 year     28
---------------------------------
Office Employment:
% growth over last years        2
---------------------------------
Office Employment:
% growth next 6 years          36
---------------------------------


Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

                                                                         Detroit
--------------------------------------------------------------------------------
         The Current    Detroit is the 13th largest of the 54 markets we follow
       Office Market    with 60.3 million square feet. As of the fourth quarter,
                        1996, the vacancy rate was 11.2%, placing Detroit 24th out of 54 markets. The national vacancy rate was 12.2%.

                        Detroit contains 18.6 million square feet of Class 'A' office space with a year-end vacancy rate of 4.4%, while the average Class 'A' vacancy rate for the 54 markets stood at 9.9% year-end. The 1980's saw a tremendous building of office space. Nationally, 56.4% or 1.5 billion square feet of the total stock of all office space has been built since 1980. In Detroit, 57.6% has been built since 1980.

                        Out of our 54 markets, 48 quote rents primarily on a gross basis. The Detroit average gross asking rent is $14.65 per square foot, while nationally this figure is $18.35. Over the last year, the Detroit quote declined 2.1%, while the national quote rose 2.8%.

       Vacancy Rates
         1992 - 1996           [GRAPHIC OMITTED]

  Gross Asking Rents
         1992 - 1996           [GRAPHIC OMITTED]

------------------------------
Office Market Standings
(Rank out of 54)
------------------------------
Building Count              15
------------------------------
Market Size                 13
------------------------------
Vacancy Rate                24
------------------------------
Gross Asking Rents          38
------------------------------

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

             Table 3:   Detroit Office Space by Submarket

                                 ---------------------------------------------------------------------------------
                                                                  Sublet as a %
                                 Number of       NRA      Vacancy   of Total       Weighted Average         TWR
                                 Buildings     (x1000)      Rate    Available     Gross Asking Rents   Rent Index*
------------------------------------------------------------------------------------------------------------------
                       Detroit       45         12,539      17.9        0.1             $12.77            $20.47
                                 ---------------------------------------------------------------------------------
         Subtotal for Downtown       45         12,539      17.9        0.1             $12.77            $20.47
                                 =================================================================================

                                 ---------------------------------------------------------------------------------
                     Ann Arbor       56          3,392       8.9        0.6             $16.39            $18.82
   Birmingham/Bloomfield Hills       76          3,590       5.1        1.6             $19.90            $23.40
                      Dearborn       24          3,044       8.5        1.6             $17.75              na
Farmington Hills/W. Bloomfield       76          4,485       6.8        0.0             $17.11            $17.40
                I-275 corridor       46          3,441       3.5        0.0             $17.39            $17.11
                 Macomb County       16            725      11.3        0.0             $16.50              na
     Rochester/Rochester Hills       14            430       4.4       10.5             $18.88              na
      Southfield/Bingham Farms      126         14,981      12.2        0.0             $14.86            $18.16
             Troy/Auburn Hills      124         11,697       7.0        3.6             $17.08            $18.05
                  Unclassified       31          2,024      27.5        0.2             $12.47              na
                                 ---------------------------------------------------------------------------------
         Subtotal for Suburban      599         47,809       9.4        0.9             $15.71            $18.46
                                 =================================================================================

                                 ---------------------------------------------------------------------------------
             Total for Detroit      634         60,348      11.2        0.7             $14.65            $18.86
                                 =================================================================================

                               [GRAPHIC OMITTED]

                        Detroit Office Space

                        The submarket descriptions for the Detroit MSA are provided by the local CB Commercial office as of second quarter 1996. This MSA consists of two major markets of Downtown and Suburban. The Downtown market contains one submarket, and the Suburban market contains ten. However, one Suburban submarket is labeled as Unclassified since there are no specified categories or boundaries for these buildings. The Detroit MSA lies north of the Detroit River which is on the United States-Canadian border. The Suburban market extends to Ann Arbor on the west which is bordered by the Huron River.

                        Vacancy rates are calculated from the vacant available square feet divided by the net rentable area. Space may be classified as available but not vacant; space that is available for sublease may or may not be classified as vacant. All space classified as vacant is considered to be available.

                        * The Torto Wheaton Rent Index represents the contract gross rent for a 5 year - 10,000 square foot lease in a building of average age, size, and class in an average location. The average building in Detroit is a class B, 95,180 square foot building built between 1980 and 1995.

---------------------------
Downtown/suburban
Market Standings
                  DT    SUB
---------------------------
Building Count    33    13
---------------------------
NRA               19    10
---------------------------
Vacancy Rate      34    25
---------------------------
TW Rent Index     14    19
---------------------------
  Downtown ranked out of 46
  Suburban ranked out of 53


Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

                                                                         Detroit
--------------------------------------------------------------------------------

                     Table 4:  Detroit Office Space by Class

                               ---------------------------------------------------------------
                                         Class 'A'   Gross             Class 'B' & 'C'  Gross
                                 NRA      Vacancy    Asking      NRA       Vacancy      Asking
                               (x1000)     Rate       Rent     (x1000)       Rate        Rent
----------------------------------------------------------------------------------------------
                      Detroit   4,103      1.2       $20.84     8,436        26.1       $12.65
                               ---------------------------------------------------------------
        Subtotal for Downtown   4,103      1.2       $20.84     8,436        26.1       $12.65
                               ===============================================================

                               ---------------------------------------------------------------
                    Ann Arbor   2,008      5.0       $17.86     1,384        14.6       $15.42
  Birmingham/Bloomfield Hills   1,517      4.0       $21.57     2,073         5.8       $19.03
                     Dearborn     995      3.2           na     2,049        11.0       $17.75
Farmington Hill/W. Bloomfield     387      1.3       $18.20     4,098         7.4       $17.10
               I-275 Corridor     741      3.0       $20.41     2,700         3.7       $16.56
                Macomb County     428     10.3       $16.09       297        12.8       $16.96
    Rochester/Rochester Hills     151      7.9       $19.50       279         2.5       $16.58
     Southfield/Bingham Farms   5,300      7.4       $19.00     9,681        14.9       $14.34
            Troy/Auburn Hills   2,802      3.7       $19.23     8,895         8.1       $16.71
                 Unclassified     130      5.4       $15.00     1,894        29.0       $12.43
                               ---------------------------------------------------------------
        Subtotal for Suburban  14,459      5.4       $18.98    33,350        11.1       $15.21
                               ===============================================================

                               ---------------------------------------------------------------
            Total for Detroit  18,562      4.4      $19.09     41,786        14.1       $14.21
                               ===============================================================

                        The personnel in the local CB Commercial office in the Detroit area have classified most of the office properties in Detroit as A, B, or C class space. The local CB offices determine their own criteria for building classification.


--------------------------------------------------------------------------------
                        While 110 - or 17.4% - buildings out of a total Detroit building count of 634 are currently classified as class 'A' properties, 30.8% of the net rentable area is considered to be class 'A' space. At the end of the fourth quarter of last year, the class 'A' vacancy rate stood at 4.4%, compared to a rate of 11.2% for all space.

                        At the national level, approximately 22.4% of office properties are currently classified as class 'A', while approximately 46.3% of the net rentable area is classified as class 'A' space. At the end of the fourth quarter of last year, the national class 'A' vacancy rate stood at 9.9%.

-----------------------------------
Detroit
Class "A" Standings         Rank
                 Level    Out of 54
-----------------------------------
NRA (x1000)     18,562       19
-----------------------------------
Vacancy Rate     4.4%         8
-----------------------------------
Gross
Asking Rent     $19.09       27
-----------------------------------

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

        Year-by-Year    To put the Detroit market into perspective, the next two
      Office History    tables contain annual net absorption and vacancy rates
                        by submarket for the last five years.

            Table 5:    Historic Net Absorption By Submarket

                               -------------------------------------------------
                               (Square Feet x1000)
                                      1992          1993    1994    1995    1996
-------------------------------------------------------------------------------
                       Detroit         440          -625      96      -8     304
                               -------------------------------------------------
         Subtotal for Downtown         440          -625      96      -8     304
                               =================================================

                               -------------------------------------------------
                     Ann Arbor         192            -5     -88      81     104

   Birmingham/Bloomfield Hills         125           206      84     246      57

                      Dearborn          58            36     -34      -3      11

Farmington Hills/W. Bloomfield         -38           138     228      71     109

                I-275 Corridor           1            72     199      43     142

                 Macomb County          11            22     -17      38      -3

     Rochester/Rochester Hills          16             1      61       1      11

      Southfield/Bingham Farms          44            32     700     518     750

             Troy/Auburn Hills         219           295     617     108     478

                  Unclassified          10           -53     -15      16      67
                               -------------------------------------------------
         Subtotal for Suburban         633           744   1,735   1,119   1,726
                               =================================================

                               -------------------------------------------------
             Total for Detroit       1,078           119   1,831   1,111   2,030
                               =================================================


--------------------------------------------------------------------------------
                        Detroit ranks 11th among our 54 MSAs in performance as measured by calculating an absorption rate for 1996 - that is, taking the year's total net absorption divided by end-of-year 1995 occupied stock. Over the last five years, the average annual absorption rate for Detroit is 2.49%, 30th out of our 54 MSAs.

--------------------------------------------
Absorption Performance
                          Level/     Rank
                           Rate    Out of 54
--------------------------------------------
Avg ann'l absorption
over the last five years   1236       12
--------------------------------------------
Ann'l Absorption Rate
over the last five years   2.5%       30
--------------------------------------------
Absorption Rate
over the last 4 quarters   4.0%       11
--------------------------------------------

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

                                                                         Detroit
--------------------------------------------------------------------------------

             Table 6:   Historic Vacancy Rates and Completions by Submarket

                                ----------------------------------------------------------------------------------------------------
                                       1992                1993                1994                 1995                 1996
                                 Cmpltns   Vacancy   Cmpltns   Vacancy   Cmpltns    Vacancy   Cmpltns    Vacancy   Cmpltns   Vacancy
                                SF X 1000    Rate   SF X 1000    Rate   SF X 1000     Rate   SF X 1000    Rate    SF X 1000    Rate
------------------------------------------------------------------------------------------------------------------------------------
                       Detroit      950      16.2        0       21.1       0         20.3       0        20.3         0      17.9
                                ----------------------------------------------------------------------------------------------------
         Subtotal for Downtown      950      16.2        0       21.1       0         20.3       0        20.3         0      17.9
                                ====================================================================================================

                                ----------------------------------------------------------------------------------------------------
                     Ann Arbor        0      11.0        0       11.2      26         13.0       0        10.3        67       8.9

   Birmingham/Bloomfield Hills       10      18.3      140       15.8       0         13.5       0         6.6         0       5.1

                      Dearborn       44       8.4        0        7.3       0          8.6       0         8.8         0       8.5

Farmington Hills/W. Bloomfield        0      19.0        0       16.0       0         11.0       0         9.4         0       6.8

                I-275 Corridor        0      16.2        0       14.0       0          8.3       0         7.1        18       3.5

                 Macomb County        0      17.3        0       13.3       0         16.1       0        10.9         0      11.3

     Rochester/Rochester Hills        0      22.5        0       22.0       0          7.2       0         7.0         0       4.4

      Southfield/Bingham Farms      486      25.4        0       25.2       0         20.6       0        17.2         0      12.2

             Troy/Auburn Hills        0      19.8        0       17.3       0         12.1       0        11.1         0       7.0

                  Unclassified        0      26.0        0       28.7       0         28.1      79        30.1         0      27.5
                                ----------------------------------------------------------------------------------------------------
         Subtotal for Suburban      540      20.0      140       18.7      26         15.0      79        12.8        85       9.4
                                ====================================================================================================

                                ----------------------------------------------------------------------------------------------------
             Total for Detroit    1,490      19.2      140       19.2      26         16.2      79        14.5        85      11.2
                                ====================================================================================================


--------------------------------------------------------------------------------
                        The metropolitan vacancy rate for Detroit stood at 11.2% at the end of fourth quarter of 1996, 24th out of our 54 MSAs. In 1992, the vacancy rate stood at 19.2%, 30th out of the 54 MSAs. Most markets around the country are showing a good improvement in vacancy levels due to a combination of moderate demand growth and little in the way of new supply.

----------------------------------------
Vacancy History Standings
                                 Rank
                       Rate    Out of 54
----------------------------------------
Current Vacancy Rate   11.2%      24
----------------------------------------
1992 Vacancy Rate      19.2%      30
----------------------------------------
1995 Vacancy Rate      14.5%      35
----------------------------------------


Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

Spring,  1997 Office Outlook
--------------------------------------------------------------------------------

          The Office    Our Outlook for Detroit is presented here on an annual
             Outlook    frequency and in the next table on a semiannual
                        frequency.

            Table 7:    Annual History and Forecast

                        ----------------------------------------------------------------------------------
                          Total
                        Employment  Office                             Net      Vacancy    TW Rent Index
                         Growth     Empl.   Stock    Completions   Absorption    Rate    Level   Inflation
                          (%)      (x1000)  (x1000)    (x1000)       (x1000)      (%)     ($)        (%)
----------------------------------------------------------------------------------------------------------
 History    1977          4.7       181.4    24,790    2,374          2,412      13.5

            1978          5.2       191.4    25,196      406            402      13.3

            1979          1.0       197.6    25,596      400          1,294       9.6

            1980         -6.0       198.6    26,478      882          1,671       6.3
         -------------------------------------------------------------------------------------------------
            1981         -3.7       199.2    28,270    1,792          1,340       7.5

            1982         -4.9       196.4    29,987    1,717          1,288       8.5

            1983         -0.9       203.4    31,975    1,988          1,467       9.6

            1984          5.7       221.7    33,967    1,992          2,174       8.5
         -------------------------------------------------------------------------------------------------
            1985          6.4       255.9    37,352    3,385          2,761       9.4

            1986          3.0       272.9    43,605    6,253          4,226      12.7    $15.05

            1987          1.4       291.1    47,671    4,066          3,740      12.3    $14.26    -5.2

            1988          2.2       301.1    50,548    2,877          1,764      13.8    $14.55     2.0
         -------------------------------------------------------------------------------------------------
            1989          1.7       307.2    55,286    4,738          2,536      16.6    $14.16    -2.7

            1990          0.6       309.7    58,076    2,790          1,165      18.6    $13.38    -5.5

            1991         -3.2       301.7    58,528      452            134      19.0    $14.23     6.4

            1992          0.0       310.5    60,018    1,490          1,087      19.2    $13.20    -7.2
         -------------------------------------------------------------------------------------------------
            1993          1.8       324.5    60,158      140            113      19.2    $13.90     5.3

            1994          3.3       343.5    60,184       26          1,827      16.2    $15.46    11.2

            1995          2.6       357.9    60,263       79          1,091      14.5    $16.64     7.6

            1996          3.2       387.6    60,348       85          2,064      11.2    $18.86    13.3
                        ==================================================================================

----------------------------------------------------------------------------------------------------------
Forecast    1997          1.5       396.2    60,387       40          1,186       9.3    $20.93    11.0

            1998          0.8       402.1    62,954    2,567            834      11.7    $21.44     2.4

            1999          1.2       409.8    67,416    4,462          1,313      15.6    $20.40    -4.9

            2000          1.1       417.1    71,508    4,092          1,585      18.2    $19.22    -5.8
         -------------------------------------------------------------------------------------------------
            2001          1.2       425.1    73,558    2,051          1,273      18.7    $18.85    -1.9

            2002          1.0       433.4    73,720      163            814      17.8    $19.49     3.4
                        ==================================================================================

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

                                                                         Detroit
--------------------------------------------------------------------------------

             Table 8:   Semiannual History and Forecast

                        -------------------------------------------------------------------------------------
                          Total
                        Employment   Office                              Net     Vacancy      TW Rent Index
                          Growth      Empl.     Stock   Completions  Absorption    Rate           (S)
                           (%)       (x1000)   (x1000)   (x1000)       (x1000)     (%)       Real*    Nominal
-------------------------------------------------------------------------------------------------------------
 History    1992.1        -0.2       305.2      59,469      941           346      19.7      $15.54    $13.71

            1992.2         0.2       310.5      60,018      549           741      19.2      $14.75    $13.20
            -------------------------------------------------------------------------------------------------
            1993.1         0.9       315.5      60,122      104            24      19.3      $14.93    $13.55

            1993.2         0.9       324.5      60,158       36            89      19.2      $15.12    $13.90

            1994.1         1.5       333.0      60,173       15           313      18.7      $15.75    $14.66

            1994.2         1.8       343.5      60,184       11         1,514      16.2      $16.38    $15.46
            -------------------------------------------------------------------------------------------------
            1995.1         1.5       348.5      60,213       29           386      15.6      $16.72    $16.04

            1995.2         1.1       357.9      60,263       50           705      14.5      $17.18    $16.64

            1996.1         1.5       376.2      60,313       50           827      13.2      $17.98    $17.72

            1996.2         1.7       387.6      60,348       35         1,237      11.2      $18.86    $18.86
                        =====================================================================================

-------------------------------------------------------------------------------------------------------------
Forecast    1997.1         0.9       392.3      60,368       20           758      10.0      $19.64    $19.96

            1997.2         0.6       396.2      60,387       20           428       9.3      $20.26    $20.93

            1998.1         0.3       398.9      61,329      942           391      10.1      $20.42    $21.45

            1998.2         0.5       402.1      62,954    1,625           443      11.7      $20.08    $21.44
            -------------------------------------------------------------------------------------------------
            1999.1         0.6       405.9      65,085    2,131           585      13.7      $19.37    $21.02

            1999.2         0.6       409.8      67,416    2,331           728      15.6      $18.49    $20.40

            2000.1         0.5       413.4      69,644    2,228           800      17.1      $17.61    $19.75

            2000.2         0.6       417.1      71,508    1,864           785      18.2      $16.86    $19.22
            -------------------------------------------------------------------------------------------------
            2001.1         0.6       421.0      72,834    1,327           700      18.7      $16.32    $18.91

            2001.2         0.6       425.1      73,558      724           573      18.7      $16.00    $18.85

            2002.1         0.5       429.3      73,720      163           439      18.3      $15.94    $19.08

            2002.2         0.5       433.4      73,720        0           375      17.8      $16.01    $19.49
                        =====================================================================================
                        * Real rents shown in 1996 dollars


--------------------------------------------------------------------------------
                        The forecast calls for an average annual growth in office employment of 1.9% over the next six years from its current level. In that office employment growth is a key element in our forecast model, we expect that this growth will affect our forecast of net absorption in a positive manner. We are forecasting vacancy rates to rise to 17.8% over the next six years. Rents as measured by the TW Rent Index are expected to decline by an average annual rate of 0.0% through 2001.

----------------------------
Rent and Vacancy Performance
(Rank Out of 54)
----------------------------
1996.2 Vacancy Rate     24
----------------------------
2002.2 Vacancy Rate     37
----------------------------
1996.2 TW Rent Index    19
----------------------------
2002.2 TW Rent Index    42
----------------------------

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

             Outlook    The following four graphs compare growth in office
         Comparisons    employment, new supply, absorption, and rent between
                        Detroit and a weighted average of our 54 markets.

--------------------------------------------------------------------------------
   Office Employment
        Growth Rates           [GRAPHIC OMITTED]

    Completion Rates           [GRAPHIC OMITTED]

    Absorption Rates           [GRAPHIC OMITTED]

   TW Rent Inflation           [GRAPHIC OMITTED]

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

                                                                         Detroit
--------------------------------------------------------------------------------

    Submarket Outlook   The following tables provide a short-term forecast by
                        submarket for net absorption, new supply, rent growth, and vacancy rates.

             Table 9:   Forecast of Demand by Submarket

                                                         Demand Forecast Factors                                2 Year Forecast
                                    ------------------------------------------------------------------       ---------------------
                                  ----------------------------------------------------------------------   -------------------------
                                                         Long-term*                   3-Year                Estimated
                                  Occupied    Percent    Avg. Annual    Percent    Avg. Annual   Percent   Avg.  Annual    Percent
                                    Stock       of     Net Absorption     of      Net Absorption    of     Net Absorption     of
                                   (x1000)     Metro      (x1000)        Metro      (x1000)       Metro       (x1000)       Metro
--------------------------------------------------------------------------------------------------------   -------------------------
                       Detroit     10,289       19.2         64           3.5           131        7.9          235          23.2
                                  ----------------------------------------------------------------------   -------------------------
         Subtotal for Downtown     10,289       19.2         64           3.5           131        7.9          235          23.2
                                  ======================================================================   =========================

                                  ----------------------------------------------------------------------   -------------------------
                     Ann Arbor      3,090        5.8        123           6.7            32        2.0           60           5.9

   Birmingham/Bloomfleld Hills      3,408        6.4        149           8.2           129        7.8           48           4.7

                      Dearborn      2,786        5.2        100           5.4            -9       -0.5           49           4.8

Farmington Hills/W. Bloomfield      4,178        7.8        249          13.6           136        8.2           59           5.8

                I-275 Corridor      3,320        6.2        182           9.9           128        7.7           27           2.7

                 Macomb County        643        1.2         27           1.5             6        0.4           10           0.9

     Rochester/Rochester Hills        411        0.8         18           1.0            24        1.5           na            na

      Southfield/Bingham Farms     13,146       24.5        396          21.6           656       39.6          303          29.9

             Troy/Auburn Hills     10,873       20.3        520          28.4           401       24.2          188          18.6

                  Unclassified      1,468        2.7          5           0.3            23        1.4           33           3.2
                                  ----------------------------------------------------------------------   -------------------------
         Subtotal for Suburban     43,325       80.9      1,769          96.8         1,526       92.3          780          76.7
                                  ======================================================================   =========================

                                  ----------------------------------------------------------------------   -------------------------
             Total for Detroit     53,614      100.0      1,833         100.0         1,657      100.0        1,015         100.0
                                  ======================================================================   =========================

                                  * Long term net absorption is an estimate of net absorption over the last 15 years. See the Appendix for a complete methodology.


--------------------------------------------------------------------------------
                        The three-year average annual net absorption is calculated from the current period going back three years. Likewise, the two-year average annual forecast of net absorption is calculated from the current period going forward two years. When the Outlook is produced mid-year, the time periods referenced are also mid-year time periods.

---------------------------------------
Detroit
Submarket Standings
---------------------------------------
Largest share of long-term absorption:
   ------------------------------------
                      Troy/Auburn Hills
   ------------------------------------
---------------------------------------
Largest share of short-term absorption:
   ------------------------------------
               Southfield/Bingham Farms
   ------------------------------------
---------------------------------------
Largest share of forecasted absorption:
   ------------------------------------
               Southfield/Bingham Farms
   ------------------------------------
---------------------------------------

Data as of 4th Ouarter, 1996      (C) Copyrlght 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

            Table 10:   Forecast of Supply by Submarket

                                                     Supply Forecast Factors                               2 Year Forecast
                                  --------------------------------------------------------------       ----------------------
                                -------------------------------------------------------------------  --------------------------
                                Average Annual           Square Feet                                 Estimated Annual
                                 Completions    Percent     Under      Percent   Planned    Percent    Completions      Percent
                                Last 15 Years     of     Construction     of     Projects     of       Next 2 Years       of
                                  (x1000)        Metro     (x1000)      Metro    (x1000)    Metro        (x1000)         Metro
---------------------------------------------------------------------------------------------------  --------------------------
                       Detroit      145           6.8          0          0.0        0        0.0             71          5.4
                                -------------------------------------------------------------------  --------------------------
         Subtotal for Downtown      146           6.8          0          0.0        0        0.0             71          5.4
                                ===================================================================  ==========================

                                -------------------------------------------------------------------  --------------------------
                     Ann Arbor      139           6.5         39        100.0       80       42.8            388         29.7

   Birmingham/Bloomfield Hills      159           7.5          0          0.0        0        0.0             66          5.1

                      Dearborn      113           5.3          0          0.0        0        0.0             45          3.5

Farmington Hills/W. Bloomfield      268          12.5          0          0.0        0        0.0            108          8.3

                I-275 Corridor      189           8.8          0          0.0      107       57.2            155         11.8

                 Macomb County       31           1.5          0          0.0        0        0.0             13          1.0

     Rochester/Rochester Hills       19           0.9          0          0.0        0        0.0             na           na

      Southfield/Bingham Farms      483          22.6          0          0.0        0        0.0            210         16.1

             Troy/Auburn Hills      566          26.5          0          0.0        0        0.0            232         17.8

                  Unclassified       25           1.2          0          0.0        0        0.0             10          0.8
                                -------------------------------------------------------------------  --------------------------
         Subtotal for Suburban    1,992          93.3         39        100.0      187      100.0          1,235         94.7
                                ===================================================================  ==========================

                                -------------------------------------------------------------------  --------------------------
             Total for Detroit    2,137         100.0         39        100.0      187      100.0          1,306        100.0
                                ===================================================================  ==========================


--------------------------------------------------------------------------------
                        Our forecast of submarket supply utilizes historical shares of new supply as well as acknowledged under-construction and planned projects to distribute our metropolitan forecast of new supply to each submarket for the next two years.

                        The most likely influence on the Detroit market over the next several years will be the amount of new construction. Over the next two years we estimate 1.3 million square feet will be completed annually, metro-wide. On the other hand, Table 9 shows us that 1.0 million square feet annually is the forecasted net absorption during the same period.

Data as of 4th Ouarter, 1996      (C) Copyrlght 1997, CBC/Torto Wheaton Research

                                                                         Detroit
--------------------------------------------------------------------------------

            Table 11:   Forecast of Vacancy Rates and Rents by Submarket

                                  Historic and Year-end 1996 Vacancy Rates and                2 Year Forecast
                                  --------------------------------------------      ----------------------------------
                                ------------------------------------------------  --------------------------------------
                                                                                                          TW Rent Index
                                    1993             1996           1996                                    Avg. Annual
                                Vacancy Rate     Vacancy Rate    TW Rent Index    Vacancy Rate   Level    Rent Inflation
--------------------------------------------------------------------------------  --------------------------------------
                       Detroit      21.1             17.9           $ 20.47            15.1       $ 23.05      6.1
                                ------------------------------------------------  --------------------------------------
         Subtotal for Downtown      21.1             17.9           $ 20.47            15.1       $ 23.05      6.1
                                ================================================  ======================================

                                ------------------------------------------------  --------------------------------------
                     Ann Arbor      11.2              8.9           $ 18.82            23.0       $ 21.44      6.7

   Birmingham/Bloomfield Hills      15.8              5.1           $ 23.40             5.9       $ 26.82      7.1

                      Dearborn       7.3              8.5              na               8.1            na      na

Farmington Hills/W. Bloomfield      16.0              6.8           $ 17.40             8.6       $ 19.90      6.9

                I-275 Corridor      14.0              3.5           $ 17.11            10.0       $ 19.65      7.2

                 Macomb County      13.3             11.3              na              11.7            na      na

     Rochester/Rochester Hills      22.0              4.4              na                na            na      na

      Southfield/Bingham Farms      25.2             12.2           $ 18.16            10.6       $ 20.62      6.6

             Troy/Auburn Hills      17.3              7.0           $ 18.05             7.4       $ 20.64      6.9

                  Unclassified      28.7             27.5              na              25.1            na      na
                                ------------------------------------------------  --------------------------------------
         Subtotal for Suburban      18.7              9.4           $ 18.47            10.7       $ 21.07      6.8
                                ================================================  ======================================

                                ------------------------------------------------  --------------------------------------
             Total for Detroit      19.2             11.1           $  18.86           11.6       $ 21.44      6.6
                                ================================================  ======================================

--------------------------------------------------------------------------------
                        Combining the supply and demand forecasts of the previous tables, we can project the rent and vacancy levels by submarket for Detroit. We provide forecasts only in those submarkets where we have determined that there is sufficient stock of space or where there is currently space under construction.

                        The local office in the Detroit area was reporting 39,000 square feet of multi-tenant space under construction as of the 4th quarter of 1996. Our forecast calls for an average of 2.2 million square feet to be built each year over the next six years. The following table provides information on current projects under construction.

--------------------------------------
Detroit
Submarket Standings
--------------------------------------
Highest current vacancy rate
   -----------------------------------
                          Unclassified
   -----------------------------------
--------------------------------------
Largest forecasted decrease in vacancy
   -----------------------------------
                               Detroit
   -----------------------------------
--------------------------------------
Largest forecasted increase in rents
   -----------------------------------
           Birmingham/Bloomfield Hills
   -----------------------------------
--------------------------------------

Data as of 4th Ouarter, 1996      (C) Copyrlght 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

             Table 12:   Multi-tenant Properties Under Construction

                         ---------------------------------------------------------------------------
                                                                                  Percent    Asking
              Suburban   Building Name and Address                         NRA   Available    Rent

             Ann Arbor   WILLIAMSBURG VII                                 15,000   100.0      21.00
                         1601 BRIARWOOD CIRCLE                                                (NNN)
                         ANN ARBOR
                         Due: 1997
                         ---------------------------------------------------------------------------
                         ATRIUM III                                       24,000   100.0      19.00
                         950 VICTORS WAY                                                      (NNN)
                         ANN ARBOR
                         Due: 1997
                         ---------------------------------------------------------------------------

                         ---------------------------------------------------------------------------
                                                                        Weighted Average Asking Rent
                         # of Buildings    NRA     Percent Available       Net               Gross
                         ---------------------------------------------------------------------------
Subtotal for Ann Arbor        2          39,000         100.0            $19.77                na
                         ===========================================================================

                         ---------------------------------------------------------------------------
                                                                        Weighted Average Asking Rent
                         # of Buildings    NRA     Percent Available       Net               Gross
                         ---------------------------------------------------------------------------
Total for Detroit             2          39,000         100.0            $19.77                na
                         ===========================================================================


--------------------------------------------------------------------------------
                        This table reports only multi-tenant buildings that were under construction as of 4th quarter, 1996. We do track single tenant or build-to-suit construction for the purposes of estimating absorption and making forecasts.

================================================================================
                               ADDENDUM D CB COMMERCIAL OFFICE MARKET STATISTICS
--------------------------------------------------------------------------------


                                   Addendum D


                     CB COMMERCIAL OFFICE MARKET STATISTICS


--------------------------------------------------------------------------------

                   METROPOLITAN DETROIT OFFICE MARKET SUMMARY
                                   2d Qtr 1997

                                                                                 ASKING LEASE RTS
--------------------------------------------------------------------------------------------------------
SUBMARKET          MARKET SIZE   VACANCY RATE    NET ABSORPTION   YTD NET ABSORP    AVE     LOW     HIGH
--------------------------------------------------------------------------------------------------------
ANN ARBOR           3,429,772        4.48            121,001          132,583      16.68   12.00   20.00
--------------------------------------------------------------------------------------------------------
AUBURN HILLS          242,750        5.85                  0           -5,596      17.50   17.50   17.50
--------------------------------------------------------------------------------------------------------
BIRMINGHAM/BLOOM    3,725,446        7.19            -79,519          -47,768      20.89   12.50   25.00
--------------------------------------------------------------------------------------------------------
DEARBORN            3,190,019        11.7                  0           13,495      18.00   12.75   24.60
--------------------------------------------------------------------------------------------------------
FARMINGTON          4,311,282        5.84             28,279           47,668      17.70   10.00   20.00
--------------------------------------------------------------------------------------------------------
I-275               3,698,198       10.16            -51,237          -50,721      17.82    9.00   21.00
--------------------------------------------------------------------------------------------------------
ROCHESTER             429,617        5.55            -10,692           -4,767      17.74   12.00   19.50
--------------------------------------------------------------------------------------------------------
SOUTHFIELD         14,976,108       10.72            164,354          225,898      15.08   10.00   22.00
--------------------------------------------------------------------------------------------------------
TROY               11,458,138        5.75            -14,470          170,955      17.71   13.75   22.50
--------------------------------------------------------------------------------------------------------
MACOMB                795,116       13.36            -10,692           34,094      14.80    6.50   19.00
--------------------------------------------------------------------------------------------------------
OTHER               1,943,876       31.94                  0          -96,361      12.52    8.00   18.50
--------------------------------------------------------------------------------------------------------
TOTAL SUBURBAN     48,200,347        9.12            147,024          419,480      16.17    6.50   25.00
--------------------------------------------------------------------------------------------------------
DETROIT            12,540,223       16.99             22,428          120,102      12.95    7.00   27.00
OVERALL METRO      60,740,570       10.75            169,452          539,582      15.12    6.50   27.00
--------------------------------------------------------------------------------------------------------

                  This information is prepared by:
                  CB Commercial Real Estate Group, Inc.
                  1000 Town Center
                  Suite 2300
                  Southfield, MI 48075
                  (810) 353-5400

                  2ND QTR 1996
                  OFFICE

                                                                                 ASKING LEASE RTS
--------------------------------------------------------------------------------------------------------
SUBMARKET          MARKET SIZE   VACANCY RATE    NET ABSORPTION   YTD NET ABSORP    AVE     LOW     HIGH
--------------------------------------------------------------------------------------------------------
ANN ARBOR           3,332,272       10.14            -15,642           45,495      16.30     9.00  22.00
--------------------------------------------------------------------------------------------------------
AUBURN HILLS          242,750        3.54              3,096            2,796      17.50    17.50  17.50
--------------------------------------------------------------------------------------------------------
BIRMINGHAM/BLOOM    3,573,211        7.16            -11,668          -16,831      19.96    14.50  23.50
--------------------------------------------------------------------------------------------------------
DEARBORN            3,122,819       11.73            -50,551          -85,763      16.74    12.75  21.00
--------------------------------------------------------------------------------------------------------
FARMINGTON          4,331,282        9.18              7,195            8,055      16.81    10.00  20.00
--------------------------------------------------------------------------------------------------------
1-275               3,595,121        6.35             62,268           31,789      17.07     9.00  20.00
--------------------------------------------------------------------------------------------------------
ROCHESTER             429,617        3.81             10,227           13,674      17.04    12.00  19.50
--------------------------------------------------------------------------------------------------------
SOUTHFIELD         14,998,788       12.66            566,787          615,768      14.83    10.00  21.00
--------------------------------------------------------------------------------------------------------
TROY               11,426,449        9.38            -73,246          215,858      16.33     9.25  22.50
--------------------------------------------------------------------------------------------------------
MACOMB                725,116       11.18            -10,958           -2,251      14.69     6.50  19.00
--------------------------------------------------------------------------------------------------------
OTHER               1,943,876       28.47                  0                       12.55     8.00  18.50
--------------------------------------------------------------------------------------------------------
TOTAL SUBURBAN     47,721,301       10.93            507,508          828,590      15.65     6.50  23.50
--------------------------------------------------------------------------------------------------------
DETROIT            13,022,723       21.41            -29,122         -149,903      13.66     7.00  23.00
--------------------------------------------------------------------------------------------------------
OVERALL METRO      60,744,024       13.18            478,386          678,687      14.95     6.50  23.50
--------------------------------------------------------------------------------------------------------

                  This information is prepared by:
                  CB Commercial Real Estate Group, Inc.
                  1000 Town Center
                  Suite 2300
                  Southfield, MI 48075
                  (810) 353-5400

[LOGO]

                        NORTHERN VIRGINIA MARKET ANALYSIS

                            PRENTISS OFFICE PORTFOLIO

                            Fairfax County, Virginia


                                DATE OF ANALYSIS

                                   August 1997


                                  PREPARED FOR

                              LEHMAN BROTHERS, INC.
                            3 World Financial Center
                            New York, New York 10285

                                   PREPARED BY

                 CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC.
                        CAPITAL MARKETS SUPPORT SERVICES
                         2500 West Loop South, Suite 100
                            Houston, Texas 77027-4502

                          [LETTERHEAD OF CB COMMERCIAL]

August 15, 1997

Mr. Mark H. Mauldin
LEHMAN BROTHERS, INC.
3 World Financial Center
New York, New York  10285

RE:     Northern Virginia Market Analysis
        Prentiss Office Portfolio
        Fairfax County, Virginia
        CBC File No. 97-301

Dear Mr. Mauldin:

At your request and authorization, CB Commercial Real Estate Group, Inc. has prepared a Market Analysis for the Prentiss Office Portfolio located in Fairfax County, Virginia.

The subject consists of 3 multi-tenant, institutional quality, office buildings having a combined total of 427,251 SF of net rentable area. The Northern Virginia market has an average occupancy of 96% with an average net rental rate of $22.14 PSF/YR. Overall this market area is stabilized and showing improving rental rates, and significant new construction.

This report may be relied upon by Lehman Brothers and its successors and assigns in determining whether to make a loan evidenced by a note (the "Property Note") secured by the property. This report may be relied upon by any purchaser or assignee of the Property Note in determining whether to purchase the Property Note from Lehman Brothers and its successors and assigns and by any rating agency rating securities secured by, or representing an interest in the Property Note. This report may be referred to, quoted in and included with materials offering for sale the Property Note or an interest therein for sale. This report may be relied upon by persons acquiring the Property Note or an interest in the Property Note. This report speaks as of the date prepared.

It has been a pleasure to assist you in this assignment. If you have any questions concerning the analysis, or if CB Commercial Real Estate Group, Inc. can be of further service, please do not hesitate to contact us.

Respectfully submitted,

CB COMMERCIAL REAL ESTATE GROUP, INC.
CAPITAL MARKETS SUPPORT SERVICES

by:


/s/ Jason T. Hutchins
-------------------------------
Jason T. Hutchins
Project Manager

JTH

--------------------------------------------------------------------------------
                                                        SUMMARY OF SALIENT FACTS
--------------------------------------------------------------------------------

                            SUMMARY OF SALIENT FACTS

Property Name:                         PRENTISS PROPERTIES PORTFOLIO

Location:                              Various Locations, Fairfax County,
                                       Virginia

Property Description:                  The northern Virginia portfolio consists
                                       of three office buildings containing a
                                       total of 427,245 net rentable square
                                       feet, which are located in suburban
                                       Fairfax County and Herndon, Virginia

Date of Analysis:                      August 1, 1997

Improvements

Number of Buildings:                   3

Number of Stories:                     4 - 8

Gross Building Area:                   427,245 SF

Net Rentable Area:                     427,245 SF

Avg. Year Built:                       1988 - 1990

Condition:                             Good

Effective Age:                         8 Years

Market Financial Indicators

Current Occupancy:                     95.6%

Stabilized Occupancy:                  95.0%

Estimated Absorption:                  Market is stabilized.

Market Rental Rate:                    $20.00 - $23.00 PSF

Tenant Improvements (New Leases):      $18.00  Per SF

Tenant Improvements (Renewal Leases):  $5.00  Per SF

Leasing Commissions (New Leases):      4.0%

Leasing Commissions (Renewal Leases):  1.0%

--------------------------------------------------------------------------------
                                                               TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

SUMMARY OF SALIENT FACTS......................................................ii

TABLE OF CONTENTS............................................................iii

TRADE AREA ANALYSIS............................................................1

COMPETITIVE MARKET TREND ANALYSIS..............................................3

MARKETABILITY CONCLUSIONS......................................................6

ADDENDA
    A       Improved Comparable Sales
    B       Expense Comparables
    C       Northern Virginia Office Market Statistics
    D       Demographics
    E       Torto Wheaton Research Data

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                             TRADE AREA ANALYSIS
--------------------------------------------------------------------------------

                               TRADE AREA ANALYSIS

Regional Influences

The Washington, DC MSA is comprised of the five counties in Maryland of Calvert, Charles, Frederick, Montgomery and Prince George's. The 11 counties in Virginia of Arlington, Clarke, Culpeper, Fairfax, Fauquier, King George, Loudoun, Prince William, Spotsylvania, Stafford, and Warren and the two counties in West Virginia of Berkeley and Jefferson. The cities included in the MSA are Washington, DC, Arlington, VA, Frederick, MD Fredericksburg, VA along with the following six cities in Virginia of Alexandria Fairfax, Falls Church, Fredericksburg, Manassas and Manassas Park.

As of 1994, the population of the Washington, DC metropolitan statistical area was 4.47 million people making it the 6th largest in the country. The mean per capita personal income in 1994 for the MSA was $27,762 which is 33.4% above the national level. The cost of doing business is 36% higher than the national average. Industries concentrated in Washington include federal civilian government, engineering & management services, and business services.

The top major employers of the area are Giant Food, Marriott, Inova Health System, Mediantic Healthcare and Woodward & Lothrop. Other employers include MCI Communications , Potomac Electric Power and Dyncorp.

Washington, D.C. contains 80.4 million square feet of Class 'A' office space with a year-end vacancy rate of 8.9%. The 1980's saw a tremendous building of office space. Nationally, 56.4% or 1.5 billion square feet of the total stock of all office space has been built since 1980. In Washington, D.C., 63.0% has been built since 1980. The Washington, D.C. average gross asking rent is $22.59 per square foot, while nationally this figure is $18.35. Over the last year, the Washington, D.C. quote rose 7.1%, while the national quote rose 2.8%.

On an aggregate basis values for both vacant land and improved properties generally increased in 1996 and are generally expected to increase again in the short term future. The growth that has taken place in recent years is expected to continue in the immediate future. Therefore, the overall trend for the subject appears to be favorable.

Location

The trade area is located in northern Virginia in the suburban Washington D.C. area.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                             TRADE AREA ANALYSIS
--------------------------------------------------------------------------------

Demographics

Population growth and new household formations have been on an upward trend within the subject trade area.

Selected trade area demographics are shown in the following table:

==================================================================
                  SELECTED METRO AREA DEMOGRAPHICS
                        SUBJECT'S LOCAL AREA
------------------------------------------------------------------
                                             Fairfax    Washington
                                              County     DC MSA
------------------------------------------------------------------
   Population
         2001 Estimate                        948,527  4,804,463
         1996 Estimate                        897,558  4,564,246
         1990 Census                          818,584  4,223,485
         1996 - 2001 % Change                    5.7%       5.3%
   Households
         2001 Estimate                        337,626  1,767,697
         1996 Estimate                        319,948  1,684,493
         1990 Census                          292,345  1,566,134
         1996 - 2001 % Change                    5.5%       4.9%
   2001 Median Household Income               $82,293    $62,247
   1996 Median Household Income               $70,107    $53,817
   1996 Average Household Income              $82,486    $66,608
   1990 Average Home Value                   $245,854   $194,291
   1990 % College Graduates                     49.0%      37.0%
------------------------------------------------------------------
   Source:  Strategic Mapping, Inc.
   Compiled by:  CB Commercial
==================================================================

Trends and Conclusions

The trade area currently has a strong income demographic profile as compared to the overall Washington D.C. MSA. The outlook is for continued strong performance with moderate improvement over the next several years. As a result, the demand for existing developments is expected to be good. Generally, the trade area is expected to maintain a relatively stable growth pattern in the foreseeable future.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                               COMPETITIVE MARKET TREND ANALYSIS
--------------------------------------------------------------------------------

                        COMPETITIVE MARKET TREND ANALYSIS

COMPETITIVE OVERALL AND SUBMARKET SUPPLY

In order to research the market, we have relied upon data published by Torto Wheaton Research, KOLL, and CB Commercial Real Estate Appraisal Services Group.

MARKET SUMMARY

Selected market statistics for the subject trade area are shown in the following table:

================================================================================
                                    MARKET STATISTICS

-----------------------------------------------------------------------------------------
Category                                        Source    Washington D.C.    Northern VA
-----------------------------------------------------------------------------------------
Existing Supply (SF X 1,000)                     (1)            208,990            84,644
                                                 (3)                               83,162
Under Construction (SF X 1,000)                  (1)              1,996               360
Construction - 2 YR Annual Forecast (SF X        (1)              2,054               729
1,000)
Absorption - 3 YR Avg. (SF X 1,000)              (1)              2,708             2,287
Absorption - 2 YR Annual Forecast (SF X 1,000)   (1)              2,772               632
Current Occupancy                                (1)              91.7%             95.2%
                                                 (3)                                95.6%
Occupancy - 2 YR Forecast                        (1)              92.5%             95.0%
Average Rent PSF - Current                       (1)             $23.32            $20.97
                                                 (2)             $33.23            $24.89
                                                 (3)                               $22.14
Average Rent PSF - 2 YR Forecast                 (1)             $26.93            $24.57
Annual Rent Inflation - 2 YR Forecast            (1)               8.2%              7.5%
-----------------------------------------------------------------------------------------

Source Codes:
(1)  Torto Wheaton Research
(2)  KOLL National Real Estate Index
(3)  CB Commercial
================================================================================

MARKET RENT/DEMAND TRENDS

The following table presents the trends in rental rates and occupancy for the MSA and local submarket over the past five years:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                               COMPETITIVE MARKET TREND ANALYSIS
--------------------------------------------------------------------------------

==================================================================
                          MARKET TRENDS
                           1992 - 1996
------------------------------------------------------------------
                   Washington D.C. MSA        Northern Virginia
                  -----------------------   ----------------------
   Date            Rent PSF    Occupancy     Rent PSF    Occupancy
------------------------------------------------------------------
   1992               $17.01       86.5%        N/A          84.4%
   1993               $17.38       88.6%        N/A          87.1%
   1994               $18.41       89.6%        N/A          89.9%
   1995               $20.63       90.4%        N/A          93.0%
   1996               $23.32       91.7%         $20.97      95.2%
1997 Forecast         $24.96       92.6%         $24.57      95.0%
==================================================================
Source:  Torto Wheaton Research
==================================================================

MARKET RENT TRENDS

In addition to the Torto Wheaton Research and KOLL surveys, a number of rent comparables have been surveyed in order to identify the performance trends within the subject's immediate submarket. CB Commercial surveyed competitive properties and lease transactions for comparison to the subject. The selected comparable rentals are summarized in the following summary chart.

================================================================================
           COMPARABLE RENTALS SUMMARY - PRENTISS PROPERTIES PORTFOLIO

========================================================================================================
Comp.           Location            Size (GBA)           Base Rent        Exp. Reimb.     TI's     Pct.
  No.                                                                                              Occ.
--------------------------------------------------------------------------------------------------------
   1     501-513 Capitol Court,         27,100 SF         $18.10              All        $5.50      95%
         NE, Washington, DC
   2     2041 Martin Luther             79,012 SF         $20.00              All        $8.00     100%
         King, Jr. Hwy, SE,
         Washington, DC
   3     1925 K Street, NW,            160,000 SF  $22.70, Full Service       0%       $25.00/SF    91%
         Washington, DC
   4     1015 18th Street, NW,         155,041 SF  $22.75, Full Service       0%        $8.00/SF    83%
         Washington, DC
   5     1133 15th Street, NW,         293,861 SF  $23.00, Full Service       0%       $18.00/SF    70%
         Washington, DC
   6     1627 K Street, NW,             76,603 SF  $23.00, Full Service       0%       $17.00/SF    81%
         Washington, DC

--------------------------------------------------------------------------------------------------------

Compiled by:  CB Commercial
================================================================================

Rental rates are increasing at a strong rate due to strong demand and a lack of available supply. As a result, there are a number of buildings planned or under construction at this time, including seven new speculative buildings in the Herndon/Dulles submarket.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                               COMPETITIVE MARKET TREND ANALYSIS
--------------------------------------------------------------------------------

MARKET EXPENSE RATES

A table presenting seven area expense comparables is located in the Addenda.

MARKET CAPITAL EXPENDITURES

The rent comparables surveyed reported the following capital expenditures for new and renewal leases:

================================================================================
                                CAPITAL EXPENSES
--------------------------------------------------------------------------------
Capital Expense Category                              Range Reported
--------------------------------------------------------------------------------
Renewal Probability                                75%      to        85%
Tenant Improvements (New Leases)                $5.50 PSF   to   $25.00 PSF
Tenant Improvements (Renewal Leases)            $2.00 PSF   to    $5.00 PSF
Weighted Average Tenant Improvements            $2.88 PSF   to    $8.00 PSF
Leasing Commissions (New Leases)                  4.0%      to       4.0%
Leasing Commissions (Renewal Leases)              1.0%      to       2.0%
Weighted Average Leasing Commissions              1.8%      to       2.3%
--------------------------------------------------------------------------------
Compiled By: CB Commercial
================================================================================

COMPARABLE SALES DATA AND TRENDS

The following table provides a summary of the comparable sales. A more detailed description of each transaction is included in the Addenda.

================================================================================
              IMPROVED SALE SUMMARY - PRENTISS PROPERTIES PORTFOLIO

------------------------------------------------------------------------------------------------------------
Sale          Name                 Location         Date of       Size
 No.                                                  Sale       (NRA)    Price PSF   OCC    NOI PSF    OAR
------------------------------------------------------------------------------------------------------------
  1   Ballston Commons     4200 Wilson Boulevard,    Mar-97      170,954   $167.30    98%    $15.04    8.99%
      Office Building      Arlington, VA
  2   Fairgate @ Ballston  1005 N. Glebe Road,       Mar-97      143,564   $185.42    100%   $21.05   11.35%
      Phase I              Arlington, VA
  3   Potomac Tower        1001 North 19th Street,   Feb-97      236,396   $263.12    100%   $25.55    9.71%
                           Arlington, VA
  4   1300 North 17th      1300 North 17th Street,   Oct-96      372,865   $160.92    99%    $17.51   10.88%
      Street               Arlington, VA
  5   1616 North Fort      1616 North Fort Meyer     Oct-96      292,826   $133.01    99%    $15.16   11.40%
      Meyer Drive          Drive, Arlington, VA

------------------------------------------------------------------------------------------------------------

Compiled by: CB Commercial
================================================================================

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                       MARKETABILITY CONCLUSIONS
--------------------------------------------------------------------------------

                            MARKETABILITY CONCLUSIONS

==============================================================
                PRENTISS PROPERTIES PORTFOLIO
                         CONCLUSIONS
==============================================================
Category                                        Amount
--------------------------------------------------------------
Current Occupancy:                        95.6%
Stabilized Occupancy:                     95.0%
Estimated Absorption:                     Market is
                                          stabilized.
Expenses (Range of Comparable Data):      $4.73 - $6.29 PSF
Market Expenses:                          $6.25/SF
Market Rental Rate:                       $20.00 - $23.00 PSF
Type of Lease:                            Full service with
                                          base year expense
                                          stop.
Tenant Impr. Range (New Leases):          $5.50 - $25.00 PSF
Tenant Improvements (New Leases):         $18.00/SF
Tenant Impr. Range (Renewal Leases):      $2.00 - $5.00 PSF
Tenant Improvements (Renewal Leases):     $5.00/SF
Leasing Commis. Range (New Leases):       4.0%
Leasing Commissions (New Leases):         4.0%
Leasing Commis. Range (Renewal Leases):   1.0% - 2.0%
Leasing Commissions (Renewal Leases):     1.0%
Average Lease Term                        5 Years
--------------------------------------------------------------
Compiled By: CB Commercial
==============================================================

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                         ADDENDA
--------------------------------------------------------------------------------

                                     ADDENDA

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                            ADDENDUM A IMPROVED COMPARABLE SALES
--------------------------------------------------------------------------------

                                   Addendum A

                            IMPROVED COMPARABLE SALES

--------------------------------------------------------------------------------

                                     SUMMARY OF COMPARABLE OFFICE BUILDING SALES

====================================================================================================================================
                                                          Number   Building
Sale                                     Sale     Year     of       Size      Occupancy               Price Per
No.  Name / Location                     Date    Built    Stories   (NRA)     at Sale   Sale Price       SF       OER        OAR
====================================================================================================================================
  1  Ballston Commons Office Building     3/97    1987      8      170,954       98%    $28,600,000    $167.30    34.75%     8.99%
     4200 Wilson Boulevard
     Arlington,VA

 2   Fairgate @ Ballston Phase I          3/97    1987      8      143,564      100%    $26,620,000    $185.42    29.26%    11.35%
     1005 N. Glebe Road
     Arlington,VA

 3   Potomac Tower                       02/97    1989     19      236,396      100%    $62,200,000    $263.12    30.55%     9.71%
     1001 North 19th Street
     Arlington,VA

 4   l300 North 17th Street              10/96    1980     19      372,865     99.1%    $60,000,000    $160.92    33.33%    10.88%
     1300 North 17th Street
     Arlington,VA

 5   1616 North Fort Meyer Drive         10/96    1974     19      292,826     98.7%    $38,950,000    $133.01    38.28%    11.40%
     1616 North Fort Meyer Drive
     Arlington,VA

 6   Ballston Station                    10/96    1989      8      273,920      100%    $53,000,000    $193.49      N/A      9.15%
     4301 N. Fairfax Drive
     Arlington,VA
------------------------------------------------------------------------------------------------------------------------------------

Compiled by: CB Commercial
--------------------------------------------------------------------------------

                                                       OFFICE BUILDING SALE    1
================================================================================

Location Data
     Property Name:               Ballston Commons Office Building
     Location:                    4200 Wilson Boulevard
     City:                        Arlington
     County:                      Arlington
     State/Zip:                   Virginia      22203
     Assessor's Parcel No(s):     14-059-034
     Atlas Reference:             16-J4

Physical Data
     Type:                        Suburban
     Land Area:                   0.5200 Acres
     Gross Building Area:         N/A
     Net Rentable Area:           170,954 SF
     Usable Building Area:        N/A
     Year Built:                  1987
     # of Stories:                8
     Parking:                     Covered and adequate
     Condition:                   Good
     Exterior Walls:              Glass Panels
     Amenities:                   Integrated with Ballston Commons Shopping
                                  Center, Metro Access
     Class:                       A

Sale Data
     Transaction Type:            Sale
     Date of Transaction:         3 /97
     Marketing Time:              4 months
     Grantor:                     Wilson Office Building Associates, LP
     Grantee:                     TA Associates Fund IV, LP
     Document No.:                2819-1725 Rec. Date:03/06/97
     Sale Price:                  $28,600,000
     Financing:                   Cash to Seller
     Cash Equivalent Price:       $28,600,000
     Required Capital Cost:       $0
     Adjusted Sale Price:         $28,600,000
     Verification:                Buyer and Seller

Financial Data

     Assumptions & Forecast:       Buyer
     Occupancy at Sale:            98%
     Existing or Pro Forma Income: Pro Forma
                                   TOTAL       P.S.F.
                                   -----       ------
     Potential Gross Income:       $4,150,000  $24.28
     Vacancy and Credit Loss:      $207,500    $1.21
     Effective Gross Income:       $3,942,500  $23.06
     Expenses:                     $1,370,000  $8.01
     Net Operating Income:         $2,572,500  $15.05

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                       OFFICE BUILDING SALE    1
================================================================================
Analysis
     Buyers Underwriting Criteria:        Direct Cap,DCF and P.S.F
     Overall Capitalization Rate (OAR):   8.99 %
     Projected IRR:                       11.50%
     Effective Gross Multiplier (EGIM):   7.25
     Operating Expense Ratio (OER):       34.75 %
     Price Per Square Foot:               $167.30

Comments
     Class A Building near the Ballston Metro Station. The property has limited lease roll over exposure for the subsequent three years, upon when over 60% of the leases expire through the year 2001. Major tenants include EDS, US Coast Guard, AGFA Corpiration, USAIR, and the Council of Better Business Bureau. The average rent was about $21.50 PSF. The buyer used a 4% rental growth rate and a 9.5% terminal capitalization rate in their cash flow projections.

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                       OFFICE BUILDING SALE    2
================================================================================
Location Data
     Property Name:                       Fairgate @ Ballston Phase I
     Location:                            1005 N. Glebe Road
     City:                                Arlington
     County:                              Arlington
     State/Zip:                           Virginia      22201
     Assessor's Parcel No(s):             14-1/19
     Atlas Reference:                     17-D2

Physical Data
     Type:                                Suburban
     Land Area:                           1.3180 Acres
     Gross Building Area:                 N/A
     Net Rentable Area:                   143,564 SF
     Usable Building Area:                N/A
     Year Built:                          1987
     # of Stories:                        8
     Parking:                             364 Spaces Below Grade
     Condition:                           Good
     Exterior Walls:                      Brick Veneer
     Amenities:                           Below Grade Parking, VAV system,
                                          Food Service
     Class:                               A

Sale Data
     Transaction Type:                    Sale
     Date of Transaction:                 3/97
     Marketing Time:                      7 months
     Grantor:                             USF&G
     Grantee:                             Teachers Insurance Partership
     Document No.:                        N/A
     Sale Price:                          $26,620,000
     Financing:                           Cash to Seller
     Cash Equivalent Price:               $26,620,000
     Required Capital Cost:               $0
     Adjusted Sale Price:                 $26,620,000
     Verification:                        Seller

Financial Data
     Assumptions & Forecast:              Seller
     Occupancy at Sale:                   100%
     Existing or Pro Forma Income:        Pro Forma
                                          TOTAL         P.S.F.
                                          -----         ------
     Potential Gross Income:              $4,450,000    $31.00
     Vacancy and Credit Loss:             $178,000      $1.24
     Effective Gross Income:              $4,272,000    $29.76
     Expenses:                            $1,250,000    $8.71
     Net Operating Income:                $3,022,000    $21.05

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                       OFFICE BUILDING SALE    2
================================================================================
Analysis
     Buyers Underwriting Criteria:        DCF
     Overall Capitalization Rate (OAR):   11.35 %
     Projected IRR:                       11.20 %
     Effective Gross Multiplier (EGIM):   6.23
     Operating Expense Ratio (OER):       29.26 %
     Price Per Square Foot                $185.42

Comments

     This was part of a $164.5 million portfolio sale to Teachers Insurance. USF&G retained a 10% interest in the acquiring partnership along with the asset management contract. The capitalization rate and discount rate on the portfolio were projected to be 10.7% and 11.7%, respectively.

     The Fairgate Building is a multi-tenanted building leased at over $28 psf, or about $4 above market. Space is currently being marketed at $25 psf. While there is limited lease roll over exposure during the next 24 months, over 20% of the leases expire in the year 2000 and 50% of the leases expire in the year 2003. Nearly 60% of the property is leased to SATO Travel, a goverment contractor of average to marginal credit. About 70,000 SF of the building is leased to SATO at close to $32 psf scheduled to expire in 2003.

     Additional investor assumptions used for this property were 3.5% rent and expense growth and a 10.5% reversionary capitalization rate.

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                       OFFICE BUILDING SALE    3
================================================================================
Location Data
     Property Name:                       Potomac Tower
     Location:                            1001 North 19th Street
     City:                                Arlington
     County:                              Arlington
     State/Zip:                           Virginia
     Assessor's Parcel No(s):             16-018-007
     Atlas Reference:                     N/A

Physical Data
     Type:                                Suburban
     Land Area:                           0.5689 Acres
     Gross Building Area:                 252,193 SF
     Net Rentable Area:                   236,396 SF
     Usable Building Area:                N/A
     Year Built:                          1989
     # of Stories:                        19
     Parking:                             422 covered parking spaces
     Condition:                           Excellent
     Exterior Walls:                      Glass Panels
     Amenities:                           Concierge, exercise facility, shuttle
                                          to metro
     Class:                               A

Sale Data
     Transaction Type:                    Sale
     Date of Transaction:                 02/97
     Marketing Time:                      5 months
     Grantor:                             Potomac Tower LP
     Grantee:                             Deutsche Immobielien Fonds AG
     Document No.:                        N/A
     Sale Price:                          $62,200,000
     Financing:                           Cash to Seller
     Cash Equivalent Price:               $62,200,000
     Required Capital Cost:               $0
     Adjusted Sale Price:                 $62,200,000
     Verification:                        Broker

Financial Data
     Assumptions & Forecast               Broker
     Occupancy at Sale:                   100%
     Existing or Pro Forma Income:        Existing
                                          TOTAL         P.S.F.
                                          -----         ------
     Potential Gross Income:              $8,696,000    $36.79
     Vacancy and Credit Loss:             N/A           N/A
     Effective Gross Income:              $8,696,000    $36.79
     Expenses:                            $2,657,000    $11.24
     Net Operating Income:                $6,039,000    $25.55

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                       OFFICE BUILDING SALE    3
================================================================================
Analysis
     Buyers Underwriting Criteria:        Direct Cap
     Overall Capitalization Rate (OAR):   9.71 %
     Projected IRR:                       N/A %
     Effective Gross Multiplier (EGIM):   7.15
     Operating Expense Ratio (OER):       30.55 %
     Price Per Square Foot                $263.12

Comments
     This building is located on the Virginia side of the Potomac River, directly across from the Watergate Complex. The building is one of a few skyscrapers in Rosslyn, an area of Arlington County, and has very good access to Interstate 66, the George Washington Parkway, and Route 1. The Rosslyn metro station is located 2 and one-half blocks away from the building. Major tenants include TRW, AES, Friedman Billings Ramsey & Company, Sverdrup Corp., and Towers Perrin, all of which occupy two floors. The AES lease expires in 1999.

     Market rent is $30 - $32 PSF, and the income is expected to decline as leases expire. The buyer looks for class A office properties which can maintain a cash on cash return above 9% over the holding period.

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                       OFFICE BUILDING SALE    4
================================================================================
Location Data
      Property Name:                    1300 North 17th Street
      Location:                         1300 North 17th Street
      City:                             Arlington
      County:                           Arlington
      State/Zip:                        Virginia      22209
      Assessor's Parcel No(s):          17-3-31,32 & 17-2-2,15
      Atlas Reference:                  17-D2

Physical Data
      Type:                             Suburban
      Land Area:                        1.8617 Acres
      Gross Building Area:              408,466 SF
      Net Rentable Area:                372,865 SF
      Usable Building Area:             N/A
      Year Built:                       1980
      # of Stories:                     19
      Parking:                          667 Below Grade
      Condition:                        Good
      Exterior Walls:                   Glass Panels
      Amenities:                        Five level parking facility, Metro rail
                                        access, restaurant, views
      Class:                            A

Sale Data
      Transaction Type:                 Sale
      Date of Transaction:              10/96
      Marketing Time:                   3 months
      Grantor:                          LaSalle Fund II
      Grantee:                          Beacon Properties LP
      Document No.:                     2801-0358 Rec. Date:10/18/96
      Sale Price:                       $60,000,000
      Financing:                        Cash to Seller
      Cash Equivalent Price:            $60,000,000
      Required Capital Cost:            $0
      Adjusted Sale Price:              $60,000,000
      Verification:                     Buyer and Seller

Financial Data
      Assumptions & Forecast:            Broker
      Occupancy at Sale:                 99.1%
      Existing or Pro Forma Income:      Pro Forma
                                         TOTAL        P.S.F.
                                         -----        ------
      Potential Gross Income:            $9,790,000   $26.26
      Vacancy and Credit Loss:           N/A          N/A
      Effective Gross Income:            $9,790,000   $26.26
      Expenses:                          $3,263,000   $8.75
      Net Operating Income:              $6,527,000   $17.51

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                       OFFICE BUILDING SALE    4
================================================================================
Analysis
      Buyers Underwriting Criteria:      Direct Cap,DCF and P.S.F
      Overall Capitalization Rate (OAR): 10.88 %
      Projected IRR:                     N/A %
      Effective Gross Multiplier (EGIM): 6.13
      Operating Expense Ratio (OER):     33.33 %
      Price Per Square Foot:             $160.92

Comments

     This is class A office building renovated in 1990. The property is well located in a high density neighborhood of Rosslyn with good access to highways and the metro rail. The improvements were in good condition at the time of sale.

     Five tenants occupy over 40% of the building at rents ranging from $18.00 to $27.00 PSF. Over 50% of the leases expire by the year 2000, indicating above average leasing risk.

     This property was acquired along with 1300 N. 17th Street for a total consideration of $98.95 million. The listing price for the package was $125 million. The listing price allocated to 1300 N Fort Meyer was $75 million.

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                       OFFICE BUILDING SALE    5
================================================================================
Location Data
     Property Name:                       1616 North Fort Meyer Drive
     Location:                            1616 North Fort Meyer Drive
     City:                                Arlington
     County:                              Arlington
     State/Zip:                           Virginia      22209
     Assessor's Parcel No(s):             17-3-31,32,33
     Atlas Reference:                     17-D2

Physical Data
     Type:                                Suburban
     Land Area:                           1.4848 Acres
     Gross Building Area:                 339,010 SF
     Net Rentable Area:                   292,826 SF
     Usable Building Area:                N/A
     Year Built:                          1974
     # of Stories:                        19
     Parking:                             627 Structured
     Condition:                           Good
     Exterior Walls:                      Brick Veneer
     Amenities:                           Five level parking facility, Metro
                                          rail access, fitness center, plaza,
                                          views
     Class:                               B

Sale Data
     Transaction Type:                    Sale
     Date of Transaction:                 10/96
     Marketing Time:                      3 months
     Grantor:                             LaSalle Fund II
     Grantee:                             Beacon Properties LP
     Document No.:                        2801-0337 Rec. Date:10/18/96
     Sale Price:                          $38,950,000
     Financing:                           Cash to Seller
     Cash Equivalent Price:               $38,950,000
     Required Capital Cost:               $0
     Adjusted Sale Price:                 $38,950,000
     Verification:                        Buyer and Seller

Financial Data
     Assumptions & Forecast:              Broker
     Occupancy at Sale:                   98.7%
     Existing or Pro Forma Income:        Pro Forma
                                          TOTAL         P.S.F.
                                          -----         ------
     Potential Gross Income:              $7,195,487    $24.57
     Vacancy and Credit Loss:             N/A           N/A
     Effective Gross Income:              $7,195,487    $24.57
     Expenses:                            $2,754,374    $9.41
     Net Operating Income:                $4,441,113    $15.17

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                       OFFICE BUILDING SALE    5
================================================================================
Analysis
     Buyers Underwriting Criteria:        Direct Cap,DCF and P.S.F
     Overall Capitalization Rate (OAR):   11.40 %
     Projected IRR:                       N/A %
     Effective Gross Multiplier (EGIM):   5.41
     Operating Expense Ratio (OER):       38.28 %
     Price Per Square Foot:               $133.01


Comments
     This is class B office building renovated in 1990. The property is well located in a high density neighborhood of Rosslyn with good access to highways and the metro rail. The improvements were in good condition at the time of sale, as the seller invested over $2.6 million in capital to upgrade the HVAC and to repair water damage in the garage. An additional $750,000 will be required for additional garage and mechanical system repairs.

     Three tenants, Amercan Red Cross, Price Waterhouse and TRW occupy over 60% of the building at rents ranging from $22.50 to $25.50 PSF. Only 20% of the leases expire by the year 2000, indicating modest leasing risk.

     This property was acquired along with 1300 N. 17th Street for a total consideration of $98.95 million. The listing price for the package was $125 million. The listing price for 1300 N. 17th Street was $50 million.

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                       OFFICE BUILDING SALE    6
================================================================================
Location Data
     Property Name:                       Ballston Station
     Location:                            4301 N. Fairfax Drive
     City:                                Arlington
     County:                              Arlington
     State/Zip:                           Virginia      22203
     Assessor's Parcel No(s):             14-020-019
     Atlas Reference:                     16-H4

Physical Data
     Type:                                Suburban
     Land Area:                           1.6422 Acres
     Gross Building Area:                 N/A
     Net Rentable Area:                   273,920 SF
     Usable Building Area:                N/A
     Year Built:                          1989
     # of Stories:                        8
     Parking:                             Below Grade Adequate
     Condition:                           Excellent
     Exterior Walls:                      Glass Panels
     Amenities:                           On-Site Parking, Two Restaurants,
                                          Metro Station Access
     Class:                               A

Sale Data
     Transaction Type:                    Sale
     Date of Transaction:                 10/96
     Marketing Time:                      6 months
     Grantor:                             London & Leeds / Ballston Station
     Grantee:                             The State Teachers Retirement Board
                                          of Ohio (OTR)
     Document No.:                        2803-0471 Rec. Date:10/31/96
     Sale Price:                          $56,200,000
     Financing:                           See Comments
     Cash Equivalent Price:               $53,000,000
     Required Capital Cost:               $0
     Adjusted Sale Price:                 $53,000,000
     Verification:                        Buyer

Financial Data
     Assumptions & Forecast               Buyer
     Occupancy at Sale:                   100%
     Existing or Pro Forma Income:        Pro Forma
                                          TOTAL         P.S.F.
                                          -----         ------
     Potential Gross Income:              N/A           N/A
     Vacancy and Credit Loss:             N/A           N/A
     Effective Gross Income:              N/A           N/A
     Expenses:                            N/A           N/A
     Net Operating Income:                $4,850,000    $17.71

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                       OFFICE BUILDING SALE    6
================================================================================
Analysis
     Buyers Underwriting Criteria:        Other
     Overall Capitalization Rate (OAR):   9.15 %
     Projected IRR:                       N/A %
     Effective Gross Multiplier (EGIM):   N/A
     Operating Expense Ratio (OER):       N/A %
     Price Per Square Foot:               $193.49

Comments
     This transaction involved terms which allowed the seller to record a higher price in exchange for receiving income over a specified time period. The sale closed six months earlier at $53 million but was recorded at $56.2 million with the net income accruing to the buyer from six months prior. The buyer indicated the actual price as of October 1996 was $53 million.

     The property was leased during recession of the early 1990s well below current market levels. About 75% of the leasew expire over the next two years, and the buyer was anticipating large increases in net income due to the improvement in the market.

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

--------------------------------------------------------------------------------
ADDENDUM B EXPENSE COMPARABLES
--------------------------------------------------------------------------------

                                   Addendum B

                              EXPENSE COMPARABLES

--------------------------------------------------------------------------------

================================================================================

                       COMPARABLE OFFICE BUILDING EXPENSES
                                 FAIRFAX, COUNTY

-----------------------------------------------------------------------------------------------------------------------------------
                             1              2             3                4            5              6              7     Average
Year Built                1986           1985       1979/89             1990         1990           1990        1970/88
Area                Reston, VA     Reston, VA    Reston, VA    Fairlakes, VA   Reston, VA     Reston, VA     Reston, VA
Occupancy                 100%            95%          100%              95%          95%            95%            89%
Size                   120,512         56,663        61,997          219,000       60,938         56,663         87,090
-----------------------------------------------------------------------------------------------------------------------------------
Expense Categories        $/SF           $/SF          $/SF             $/SF         $/SF           $/SF           $/SF        $/SF
-----------------------------------------------------------------------------------------------------------------------------------
Payroll                  $0.42            N/A         $0.62              N/A          N/A            N/A          $0.44       $0.49
Cleaning                 $0.95          $0.80         $0.70            $0.81          N/A *          N/A *        $0.66       $0.78
Security                 $0.06          $0.00         $0.00            $0.00        $0.00          $0.00          $0.00       $0.06
Maintenance              $1.75          $1.20         $0.79            $1.48        $2.15 *        $2.55 *        $0.73       $1.52
Administrative           $0.33          $0.25         $0.16            $0.34        $0.37          $0.15          $0.05       $0.24
Utilities                $1.75          $2.04         $1.53            $1.79        $2.00          $2.06          $1.93       $1.87
Management               $0.40          $0.54         $0.26            $0.41        $0.42          $0.56          $0.56       $0.45
Real estate taxes        $0.55          $0.93         $0.61            $0.78        $0.95          $0.85          $0.70       $0.77
Insurance                $0.08          $0.11         $0.06            $0.13        $0.09          $0.09          $0.07       $0.09
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL                    $6.29          $5.87         $4.73            $5.74        $5.98          $6.26          $5.14       $6.27
-----------------------------------------------------------------------------------------------------------------------------------
* Cleaning is included in the maintenance expense

Source: CB Commercial Real Estate Group, Inc - Appraisal Services
================================================================================

--------------------------------------------------------------------------------
                           ADDENDUM C NORTHERN VIRGINIA OFFICE MARKET STATISTICS
--------------------------------------------------------------------------------

                                   Addendum C

                   NORTHERN VIRGINIA OFFICE MARKET STATISTICS

--------------------------------------------------------------------------------

NORTHERN VIRGINIA OFFICE MARKET OVERVIEW - 2nd QTR 1996

                                                                            2nd QTR 1996                1996 YTD
                                                  Sq. Ft.    Vacancy       Net      Leasing         Net        Leasing      Average
Submarket              # Bldgs       N.R.A.       Vacant*      Rate    Absorption   Activity    Absorption     Activity       Rent
====================================================================================================================================
Alexandria/Old Town       53       3,680,015      310,572      8.44%       1,000      40,000      -13,000       106,000     $19.36
Annandale                 18         977,164      176,260     18.04%     -12,000      18,000       15,000        49,000     $15.29
Chantilly                 36       4,100,597      144,888      3.53%      31,000      40,000       52,000        84,000     $18.63
Crystal City              40      10,765,844       27,420      0.25%     -17,000        0         394,714       433,000     $26.24
Eisenhower/Beltway        15       1,948,412       49,076      2.52%      19,000      19,000       25,000        26,000     $15.19
Fairfax Center            41       4,602,836      363,537      7.90%      65,000      66,000      126,000       148,000     $15.72
Fairfax City              35       2,122,904      237,263     11.18%      26,000      43,000      -16,000        66,000     $13.60
Falls Church              25       3,312,344      181,855      5.49%      16,000      23,000       21,000        36,000     $16.46
Herndon/Dulles            28       2,139,958      221,702     10.36%      11,000      30,000       57,000       107,000     $16.69
I-395 Corridor            31       3,449,965      207,900      6.03%     -15,000      30,000      -58,000        47,000     $17.67
Manassas                  12         586,689      167,876     28.61%       5,000       5,000        6,000         8,000     $15.04
McLean                     9         531,225       35,871      6.75%      -9,000        0           2,000        18,000     $16.81
Merrifield                42       4,138,921      257,930      6.23%      -5,000      24,000      -27,000        70,000     $19.35
Reston                    79       7,782,479      229,787      2.95%      52,000      75,000      107,000       178,000     $17.72
Rosslyn/Ballston          83      13,343,246      796,694      5.97%     -50,000     102,000       17,000       393,000     $23.71
Springfield               29       2,156,257      250,224     11.60%      12,000      43,000       10,000        60,000     $13.54
Sterling                  27       1,959,550      381,532     19.47%      78,000      87,000       91,000       104,000     $14.58
Tysons Corner            123      16,805,989      809,970      4.82%     406,000     460,000      689,000       793,000     $19.85
Vienna                    15       1,463,144       73,016      4.99%           0        0          36,000        36,000     $17.74

Totals:                  741      85,867,539    4,923,373      5.73%     614,000   1,105,000    1,140,000     2,354,000     $18.78
====================================================================================================================================

NOTE: INCLUDES SVI (Competitive Office Bldgs) ONLY
* Includes vacant space currently available for direct lease.
Source:  CB COMMERCIAL Real Estate Group, Inc 6/96

NORTHERN VIRGINIA OFFICE MARKET OVERVIEW -2nd QTR 1997

                                                                            2nd QTR 1997                1997 YTD
                                                  Sq. Ft.    Vacancy       Net      Leasing         Net        Leasing      Average
Submarket              # Bldgs       N.R.A.       Vacant*      Rate    Absorption   Activity    Absorption     Activity       Rent
====================================================================================================================================
Alexandria/Old Town       73       4,567,342      291,755      6.39%     -76,000     135,000      -81,000      244,000      $21.40
Annandale                 13         714,120      132,109     18.50%      -5,000      11,000        2,000       36,000      $16.12
Chantilly                 41       3,169,505       33,130      1.05%     284,000      55,000      515,000      311,000      $20.30
Crystal City              41      10,858,867       15,441      0.14%      43,000      57,000       52,000       90,000      $28.13
Eisenhower/Beltway         8         585,076       10,176      1.74%       2,000       2,000       85,000       88,000      $20.12
Fairfax Center            57       5,363,070      118,122      2.20%     100,000     128,000      342,000      410,000      $18.30
Fairfax City              30       1,750,805      122,677      7.01%      23,000      53,000      105,000      149,000      $17.32
Falls Church              28       3,514,962      221,268      6.30%        0         46,000       -6,000       61,000      $16.73
Herndon/Dulles            38       2,645,833      220,088      8.32%     134,000     141,000      298,000      321,000      $20.45
I-395 Corridor            27       2,674,893       88,742      3.32%      14,000      43,000       83,000      119,000      $19.32
Manassas                  11         373,530       30,737      8.23%       5,000       6,000        7,000       17,000      $14.68
McLean                    23         872,622       24,296      2.78%      -1,000      13,000        3,000       28,000      $19.58
Merrifield                34       3,619,942       91,582      2.53%      72,000      73,000      117,000      225,000      $18.96
Reston                    84       7,343,668      213,316      2.90%      52,000      89,000       -9,000      186,000      $21.91
Rosslyn/Ballston          86      14,194,476    1,234,052      8.69%      40,530     153,000     -163,668      317,000      $24.46
Springfield               26       1,796,528      103,597      5.77%      27,000      46,000       58,000       85,000      $17.46
Sterling                  12       1,157,835       33,130      2.86%      49,000      50,000      127,000      139,000      $18.35
Tysons Corner            129      17,405,947      628,185      3.61%     -72,000     212,000       86,000      508,000      $22.60
Vienna                     8         553,409       3,035       0.55%      46,000      47,000       85,000       95,000      $19.33

Totals:                  769      83,162,430    3,615,438      4.35%     737,530   1,360,000    1,705,332    3,429,000      $22.14
====================================================================================================================================

NOTE: INCLUDES SVI (Competitive Office Bldgs) ONLY
* Includes vacant space currently available for direct lease.
Source: CB COMMERCIAL Real Estate Group, Inc 6/97

--------------------------------------------------------------------------------
                                                         ADDENDUM D DEMOGRAPHICS
--------------------------------------------------------------------------------

                                   Addendum D

                                  DEMOGRAPHICS

--------------------------------------------------------------------------------

                                Atlas MarketQuest
                                 Summary Report

CBC 7547.2501 Houston Galleria                                       Page 1 of 1
Area 1 = Fairfax County, VA                                               8/7/97
Area 2 = Washington, DC MSA

--------------------------------------------------------------------------------
Description                  USA Totals         Area 1         Area 2
--------------------------------------------------------------------------------
   1990 Population          248,709,873        818,584      4,223,485
   1996 Population          265,411,137        897,558      4,564,246
   % White                         79.0           77.3           66.2
   % Black                         12.2            8.5           24.9
   % American Indian                0.9            0.3            0.3
   % Asian                          3.6           11.2            6.2
   % Other                          4.3            2.6            2.5
   % Hispanic                      10.3            8.0            6.6

1996 Population by Age:
   % 0 - 5                          8.6            7.7            8.1
   % 6 - 13                        11.3           10.7           10.8
   % 14 - 17                        5.4            4.9            4.9
   % 18 - 20                        4.7            4.2            4.2
   % 21 - 24                        5.8            5.2            5.3
   % 25 - 34                       14.5           15.4           16.3
   % 35 - 44                       15.7           17.9           17.7
   % 45 - 54                       12.3           16.6           14.3
   % 55 - 64                        8.5            9.4            8.6
   % 65 - 74                        7.3            5.2            5.8
   % 75 - 84                        4.5            2.3            3.1
   % 85 +                           1.4            0.6            0.9
   Median Age Total Population     34.9           36.1           35.2

1990 Households              91,947,410        292,345      1,566,134
1996 Households              98,045,317        319,948      1,684,493
1996 Average Household Size        2.64           2.76           2.65
1996 Household Income:
  % $ 0 - $ 9,999                  12.3            2.5            5.6
  % $ 10,000 - $ 14,999             7.8            1.6            3.4
  % $ 15,000 - $ 24,999            14.7            4.8            8.4
  % $ 25,000 - $ 34,999            14.1            7.0           10.8
  % $ 35,000 - $ 49,999            18.2           14.3           17.6
  % $ 50,000 - $ 74,999            17.7           24.5           23.4
  % $ 75,000 - $ 99,999             7.6           18.6           13.8
  % $ 100,000 - $ 149,999           5.3           19.2           12.0
  % $ 150,000 +                     2.4            7.5            4.9
1996 Median Household Income ($) 35,822         70,107         53,817
1996 Med an Family Income ($)    42,040         78,427         62,620
1990 Median Home Value ($)       79,098        216,620        162,286
1990 Median Contract Rent($)        374            748            615

1990 % White Collar Workers        58.1           79.0           71.9
1990 % Blue Collar Workers         26.2           11.0           15.5
1990 % HS Graduate/Some College    54.9           42.4           47.3
1990 % Bachelor/Graduate Degree    20.3           49.0           37.0

Area defined by County
Area defined by MSA

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 1 of 9
Area 1 = Fairfax County, VA                                               8/7/97
Area 2 = Washington, DC MSA

--------------------------------------------------------------------------------
Description                                     Area 1         Area 2
--------------------------------------------------------------------------------

1996 Socio-Economic Measure:                        89             76

1996 Employment:                               402,540      2,279,465

Population:
   2001 Projection                             948,527      4,804,463
   1996 Estimate                               897,558      4,564,246
   1990 Census                                 818,584      4,223,485
   1990-1996% Change (Growth)                     9.6%           8.1%

   1990 Group Quarters Population               14,006        107,240

1996 % Population by Race:
   White                                         77.3%          66.2%
   Black                                          8.5%          24.9%
   American Indian, Eskimo & Aleut                0.3%           0.3%
   Asian or Pacific Islander                     11.2%           6.2%
   Other                                          2.6%           2.5%

   Hispanic                                       8.0%           6.6%

1990 % Population by Race:
   White                                         81.3%          67.3%
   Black                                          7.7%          25.4%
   American Indian, Eskimo & Aleut                0.2%           0.3%
   Asian or Pacific Islander                      8.5%           4.8%
   Other                                          2.3%           2.2%

   Hispanic                                       6.3%           5.4%

1996 % Population by Sex:
   Male                                          49.6%          48.8%
   Female                                        50.4%          51.2%

1990 % Population by Sex:
   Male                                          49.7%          48.8%
   Female                                        50.3%          51.2%

2001 Pop per Square Mile (Pop Density)         2,397.8          737.9
1996 Pop per Square Mile (Pop Density)         2,269.0          701.0
1990 Pop per Square Mile (Pop Density)         2,069.4          648.7

Area (Square Miles)                              395.6        6,510.7
Area (Square Kilometers)                       1,024.5       16,862.7

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 2 of 9
Area 1 = Fairfax County, VA                                               8/7/97
Area 2 = Washington, DC MSA

--------------------------------------------------------------------------------
Description                                     Area 1         Area 2
--------------------------------------------------------------------------------

Households:
   2001 Projection                             337,626      1,767,697
   1996 Estimate                               319,948      1,684,493
   1990 Census                                 292,345      1,566,134

   1990 - 1996% Change (Growth)                   9.4%           7.6%

2001 Average Household Size                       2.77           2.66
1996 Average Household Size                       2.76           2.65
1990 Average Household Size                       2.75           2.63

2001 Per Capita Income                         $34,816         29,106
1996 Per Capita Income                         $29,869         25,174
1990 Per Capita Income                         $25,107         21,208

2001 Median Family Income                     $ 92,059         72,429
1996 Median Family Income                     $ 78,427         62,620
1990 Median Family Income                     $ 66,383         53,409

2001 Median Household Income                  $ 82,293         62,247
1996 Median Household Income                   $70,107         53,817
1990 Median Household Income                   $59,341         45,901

2001 Average Household Income                 $ 96,369         77,343
1996 Average Household Income                 $ 82,486         66,608
1990 Average Household Income                 $ 68,958         55,693

1996 % Household Income:
   $ 0 - $9,999                                   2.5%           5.6%
   $ 10,000 - $ 14,999                            1.6%           3.4%
   $ 15,000 - $ 24,999                            4.8%           8.4%
   $ 25,000 - $ 34,999                            7.0%          10.8%
   $ 35,000 - $ 49,999                           14.3%          17.6%
   $ 50,000 - $ 74,999                           24.5%          23.4%
   $ 75,000 - $ 99,999                           18.6%          13.8%
   $ l00,000 -$ 149,999                          19.2%          12.0%
   $ 150,000+                                     7.5%           4.9%

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 3 of 9
Area 1 = Fairfax County, VA                                               8/7/97
Area 2 = Washington, DC MSA

--------------------------------------------------------------------------------
Description                                     Area 1         Area 2
--------------------------------------------------------------------------------

1990 % Household Income:
   $ 0 - $ 9,999                                  3.0%           6.9%
   $ 10,000 - $ 14,999                            2.0%           4.0%
   $ 15,000 - $ 24,999                            6.7%          11.2%
   $ 25,000 - $ 34,999                            9.7%          13.3%
   $ 35,000 - $ 49,999                           17.4%          19.4%
   $ 50,000 - $ 74,999                           27.4%          23.3%
   $ 75,000 - $ 99,999                           17.4%          11.6%
   $ 100,000 - $ 149,999                         11.9%           7.1%
   $ 150,000+                                     4.5%           3.1%

1996 % Population by Age:
   0 - 5                                          7.7%           8.1%
   6 - 13                                        10.7%          10.8%
   14 - 17                                        4.9%           4.9%
   18 - 20                                        4.2%           4.2%
   21 - 24                                        5.2%           5.3%
   25 - 34                                       15.4%          16.3%
   35 - 44                                       17.9%          17.7%
   45 - 54                                       16.6%          14.3%
   55 - 64                                        9.4%           8.6%
   65 - 74                                        5.2%           5.8%
   75 - 84                                        2.3%           3.1%
   85+                                            0.6%           0.9%
   Median Age Total Population                    36.1           35.2
   Median Age Adult Population                    42.6           41.8

1990 % Population by Age:
   0 - 5                                          8.5%           8.7%
   6 - 13                                        10.6%          10.2%
   14 - 17                                        5.3%           4.8%
   18 - 20                                        3.8%           4.4%
   21 - 24                                        6.0%           6.7%
   25 - 34                                       19.4%          20.2%
   35 - 44                                       19.3%          17.5%
   45 - 54                                       13.2%          11.4%
   55 - 64                                        7.4%           7.5%
   65 - 74                                        4.4%           5.3%
   75 - 84                                        1.7%           2.6%
   85+                                            0.5%           0.8%
   Median Age Total Population                    33.1           32.5
   Median Age Adult Population                    39.5           38.8

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 4 of 9
Area 1 = Fairfax County, VA                                               8/7/97
Area 2 = Washington, DC MSA

--------------------------------------------------------------------------------
Description                                     Area 1         Area 2
--------------------------------------------------------------------------------

1996 % Female Population by Age:
   0 - 5                                          7.4%           7.8%
   6 - 13                                        10.4%          10.3%
   14 - 17                                        4.7%           4.6%
   18 - 20                                        4.0%           4.0%
   21 - 24                                        4.9%           5.0%
   25 - 34                                       15.0%          16.1%
   35 - 44                                       18.3%          17.8%
   45 - 54                                       16.9%          14.4%
   55 - 64                                        9.2%           8.5%
   65 - 74                                        5.6%           6.2%
   75 - 84                                        2.7%           3.8%
   85 +                                           0.8%           1.3%
   Female Median Age Total Population             37.0           36.1
   Female Median Age Adult Population             43.1           42.5

1990 % Female Population by Age:
   0 - 5                                          8.2%           8.3%
   6 - 13                                        10.3%           9.7%
   14 - 17                                        5.2%           4.6%
   18 - 20                                        3.6%           4.2%
   21 - 24                                        5.9%           6.6%
   25 - 34                                       19.2%          20.0%
   35 - 44                                       19.9%          17.5%
   45 - 54                                       12.9%          11.2%
   55 - 64                                        7.2%           7.5%
   65 - 74                                        4.8%           5.9%
   75 - 84                                        2.1%           3.3%
   85+                                            0.7%           1.1%
   Female Median Age Total Population             33.8           33.3
   Female Median Age Adult Population             39.8           39.3

1990 % Hispanic Population by Type:
   Not of Hispanic Origin                        93.7%          94.6%
   Mexican                                        0.9%           0.7%
   Puerto Rican                                   0.5%           0.5%
   Cuban                                          0.3%           0.2%
   Other Hispanic                                 4.7%           4.0%

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 5 of 9
Area 1 = Fairfax County, VA                                               8/7/97
Area 2 = Washington, DC MSA

--------------------------------------------------------------------------------
Description                                     Area 1         Area 2
--------------------------------------------------------------------------------

1990 % Population Enrolled in School (Age 3 & Over):

   Preprimary School                              9.2%           8.0%
   Elementary and High School                    61.2%          59.9%
   College                                       29.5%          32.1%

   Total School Enrollment                     217,447      1,084,505

1990 % Educational Attainment (Age 25 & Over):

   Less than Grade 9                              3.3%           5.8%
   Grade 9-12 (No Diploma)                        5.3%           9.9%
   High School Graduate or Equivalency           17.0%          22.8%
   Some College (No Degree)                      19.1%          19.2%
   Associate Degree                               6.3%           5.4%
   Bachelor Degree                               28.7%          21.2%
   Graduate or Professional Degree               20.3%          15.8%

1990 % Employment Status:

Total Labor Force:
   Armed Forces                                   2.8%           2.0%
   Civilian:
     Employed                                    73.1%          70.1%
     Unemployed                                   1.9%           2.7%
   Not In Labor Force                            22.2%          25.1%

Female Labor Force:
   Armed Forces                                   0.7%           0.6%
   Civilian:
     Employed                                    68.2%          65.0%
     Unemployed                                   1.8%           2.5%
   Not In Labor Force                            29.3%          31.8%

1990 % Working Mothers:

   Child < 6 Only                                18.7%          20.6%
   Child 6-17 Only                               43.5%          41.7%
   Child < 6 & 6-17                              11.2%          12.6%
   Nonworking Mothers                            26.6%          25.0%

   Total Mothers                               108,900        533,094

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 6 of 9
Area 1 = Fairfax County, VA                                               8/7/97
Area 2 = Washington, DC MSA

--------------------------------------------------------------------------------
Description                                     Area 1         Area 2
--------------------------------------------------------------------------------

1990 % Industry Employment:
   Agriculture/Forestry/Fishing                   0.8%           1.2%
   Mining                                         0.0%           0.1%
   Construction                                   6.4%           7.3%
   Manufacturing:
     Nondurable Goods                             2.3%           2.9%
     Durable Goods                                3.5%           3.3%
   Transportation                                 3.8%           4.0%
   Communications & Public Utilities              3.4%           3.1%
   Wholesale Trade                                3.1%           2.8%
   Retail Trade                                  13.9%          13.7%
   Finance/Insurance/Real Estate                  8.7%           7.6%
   Services:
     Business & Repair                            7.7%           6.7%
     Personal                                     3.1%           3.3%
     Entertainment & Recreation                   1.3%           1.2%
     Health                                       5.5%           6.7%
     Educational                                  6.6%           7.6%
     Other Professional & Related                13.9%          12.8%
   Public Administration                         15.9%          15.5%
   Total                                       468,776      2,333,553

1990 % Occupation:
   Executive & Managerial                        25.3%          19.5%
   Professional Specialty                        21.8%          19.6%
   Technical Support                              4.7%           5.1%
   Sales                                         11.3%           9.8%
   Administrative Support                        15.7%          17.9%
   Service: Private Household                     0.6%           0.7%
   Service: Protective                            1.6%           2.0%
   Service: Other                                 7.3%           8.8%
   Farming, Forestry & Fishing                    0.6%           1.0%
   Precision Production, Craft & Repair           6.3%           8.2%
   Machine Operator, Assemblers & Inspectors      1.3%           2.1%
   Transportation & Material Moving               1.7%           2.8%
   Laborers                                       1.7%           2.5%

   White Collar Total                            79.0%          71.9%
   Blue Collar Total                             11.0%          15.5%

   Total Employed                              468,776      2,333,553

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 7 of 9
Area 1 = Fairfax County, VA                                               8/7/97
Area 2 = Washington, DC MSA

--------------------------------------------------------------------------------
Description                                     Area 1         Area 2
--------------------------------------------------------------------------------

1990 % Marital Status:
   Total Male:                                 321,683      1,626,136
     Never Married                               31.6%          35.0%
     Married                                     59.5%          53.5%
     Separated                                    2.1%           3.1%
     Widowed                                      1.2%           1.9%
     Divorced                                     5.6%           6.4%

   Total Female:                               330,199      1,749,495
     Never Married                               25.5%          29.6%
     Married                                     57.1%          49.0%
     Separated                                    2.5%           3.7%
     Widowed                                      6.3%           8.8%
     Divorced                                     8.5%           8.9%

1990 Households by Type:
   One Person Households                        54,804        389,733
   Two or more Person Households:
     Family Households:
       Married Couple                          180,239        809,505
       Male Householder                          8,831         57,333
       Female Householder                       24,477        184,274
   Nonfamily Households                         23,994        125,289

1990 Family Households With Children
   Married Couple Family                        93,198        412,039
   Male Householder                              3,918         27,539
   Female Householder                           14,854        115,897

1990 Population by Household Type:
   Family Households                           691,129      3,423,014
   Nonfamily Households                        113,449        693,231

1990 Households With:
   Children Under 18                           112,868        561,489
   Persons Over 65                              38,494        266,690
   Householder Over 65                          30,952        228,459

1990 Average Family Size                          3.16           3.17

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 8 of 9
Area 1 = Fairfax County, VA                                               8/7/97
Area 2 = Washington, DC MSA

--------------------------------------------------------------------------------
Description                                     Area 1         Area 2
--------------------------------------------------------------------------------

1990 Median Home Value                        $216,620        162,286
1990 Average Home Value                       $245,854        194,291
1990 Median Contract Rent                         $748            615
1990 Average Contract Rent                        $785            623

1990 Persons In Unit:
   1 Person Units                               54,804        389,733
   2 Person Units                               95,778        482,033
   3 Person Units                               58,564        289,125
   4+ Person Units                              83,199        405,243

1990 Housing Unit Counts:
   Total Units                                 307,966      1,674,507
     % Occupied                                  94.9%          93.5%
     % Vacant                                     5.1%           6.5%
     % Year Round                                 4.8%           5.8%
     % Seasonal                                   0.3%           0.7%
   Occupied Units                              292,345      1,566,134
     % Owner Occupied                            70.7%          61.3%
     % Renter Occupied                           29.3%          38.7%
   Vacant Units                                 15,621        108,373
     % Year Round of Vacant Units                94.4%          89.8%
     % Seasonal of Vacant Units                   5.6%          10.2%

1990 Total Housing Units in Structure          307,966      1,674,507
   1, Detached                                   52.5%          46.1%
   1, Attached                                   21.4%          17.5%
   2,                                             0.3%           1.1%
   3 - 9                                          5.4%           8.6%
   10 - 49                                       13.7%          14.7%
   50 +                                           5.6%          10.0%
   Mobile Home or Trailer                         0.7%           1.4%
   Other                                          0.5%           0.7%

1990 Owner Occupied Housing Units
  by Year Built                                206,882        959,871
   Built 1985 to March, 1990                     19.4%          16.9%
   Built 1980 to 1984                            14.9%          10.8%
   Built 1970 to 1979                            27.1%          20.8%
   Built 1960 to 1969                            19.1%          17.7%
   Built 1950 to 1959                            14.5%          14.5%
   Built 1949 or Earlier                          5.0%          19.3%

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 9 of 9
Area 1 = Fairfax County, VA                                               8/7/97
Area 2 = Washington, DC MSA

--------------------------------------------------------------------------------
Description                                     Area 1         Area 2
--------------------------------------------------------------------------------

1990 % Means of Transportation to Work:
Car, Truck or Van:
     Drove Alone                                 71.2%          63.5%
     Carpooled                                   15.6%          16.1%
   Public Transportation                          7.6%          12.9%
   Other Means                                    2.6%           4.7%
   Worked at Home                                 3.0%           2.9%

1990 % Travel Time to Work:
   0 - 14 Minutes                                16.7%          18.7%
   15 - 29 Minutes                               31.0%          31.7%
   30 - 59 Minutes                               42.9%          38.3%
   60 - 89 Minutes                                8.4%           9.5%
   90 + Minutes                                   1.0%           1.8%

1990 Households by Number of Vehicles:
   1 Vehicle                                    77,903        513,193
   2 Vehicles                                  134,043        580,347
   3 Vehicles                                   51,249        207,993
   4 Vehicles                                   14,388         61,911
   5 or More Vehicles                            4,689         22,095

Area defined by County
Area defined by MSA

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

--------------------------------------------------------------------------------
                                          ADDENDUM E TORTO WHEATON RESEARCH DATA
--------------------------------------------------------------------------------

                                   Addendum E

                           TORTO WHEATON RESEARCH DATA

--------------------------------------------------------------------------------

                                                                Washington. D.C.
--------------------------------------------------------------------------------

            WASHINGTON, D.C.

--------------------------------------------------------------------------------

Overview

The Washington, DC MSA is comprised of the five counties in Maryland of Calvert, Charles, Frederick, Montgomery and Prince George's. The 11 counties in Virginia of Arlington, Clarke, Culpeper, Fairfax, Fauquier, King George, Loudoun, Prince William, Spotsylvania, Stafford, and Warren and the two counties in West Virginia of Berkeley and Jefferson. The cities included in the MSA are Washington, DC, Arlington, VA, Frederick, MD Fredericksburg, VA along with the following six cities in Virginia of Alexandria Fairfax, Falls Church, Fredericksburg, Manassas and Manassas Park. The office properties that we report on are competitive multi-tenant properties that are 10,000 square feet and over.

As of 1994, the population of the Washington, DC metropolitan statistical area was 4.47 million people making it the 6th largest in the country and and 7th largest of the markets that we follow.

The mean per capita personal income in 1994 for the MSA was $27,762 which is 33.4% above the national level. The cost of doing business is 36% higher than the national average.

Industries concentrated in Washington include ferderal civilian government, engineering & management services, and business services. By comparing the percentage of total employment each industry commands to the national percentage we can identify some of the highly concentrated industries.

The top major employers of the area are Giant Food, Marriott, Inova Health System, Mediantic Healthcare and Woodward & Lothrop. Other employers include MCI Communications, Potomac Electric Power and Dyncorp.

Data as of 4th Quarter, 1996  VI. 903
                                  (C) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

The Economy

Washington, D.C. has the 6th largest employment level of the MSAs we follow at approximately 2,418,950 workers. Over the last 10 years, employment has grown at an average annual rate of 1.6%. In the last year it grew by 0.4%. The measures for our 54 MSAs are 1.5% and 2.0%, respectively.

Table 1 presents the current employment levels and location quotients for each industry as well as historic growth rates over the last 10 years, last four quarters, and forecasted rates for the next 10 years.

[Graphic Omitted: Pie Chart]

Govt                          24%
Services                      38%
Other                         5%
Mfg.                          4%
TCU                           5%
Wholesale                     3%
Retail                        16%
FIRE                          5%

            Table 1: Employment Levels and Growth Rates by Industry

                                  --------------------------------------------------------------------------------------------------
                                                                    Average Annual Growth Rates: Washington, D.C. & 54 MSAs
                                    Employment   Location      Last 10 Years           Last 4 Quarters            Next 10 Years
                                  Levels (x1000) Quotient Washington, D.C. 54 MSAs Washington, D.C. 54 MSAs Washington, D.C. 54 MSAs
------------------------------------------------------------------------------------------------------------------------------------
                             FIRE     132.9        0.78         1.0           0.6         -0.9         1.1        1.3         1.0
            Government (Civilian)     589.5        1.67         0.4           1.2         -2.9         0.2        0.5         0.6
                    Manufacturing      93.6        0.30        -0.9          -1.1          0.5         0.4       -0.3        -0.1
                     Retail Trade     391.0        0.93         1.2           1.4          1.3         2.3        1.8         1.8
                         Services     898.2        1.18         3.7           3.7          2.3         3.4        2.9         2.8
Transportation & Public Utilities     117.0        0.86         1.5           1.6          3.1         1.3        1.5         1.2
                  Wholesale Trade      82.0        0.55         0.8           1.0         -0.5         2.3        1.1         1.3
                                  --------------------------------------------------------------------------------------------------
                 Total Employment    2419.0                     1.6           1.5          0.4         2.0        1.8         1.6
                                  --------------------------------------------------------------------------------------------------
                Office Employment     613.6        1.26         3.1           2.7          2.3         3.5        2.2         2.0
                                  --------------------------------------------------------------------------------------------------

Source: Regional Financial Associates, Torto Wheaton Research
Data as of 3rd Quarter, 1996

An initial indication of the relative importance of a particular employment sector is its share of total employment, and for greater perspective, a comparison of its share to the national share. Location quotients above 1.0 indicate that the local economy has a greater share of a particular industry than the national average and the opposite is true when they are below 1.0.

For Washington, D.C., the location quotient for FIRE employment is 0.78 while the location quotient for Service employment is 1.18. This means that in Washington, D.C. the share of FIRE employment is 22% less than the national average. The share of Service employment in this MSA is 18% greater than the national average.

---------------------------
Economic Performance
(Rank out of 54)
---------------------------
Total Employment:         6
current level
---------------------------
Total Employment:        35
% growth over last 10 years
---------------------------
Total Employment:        49
% growth over last year
---------------------------
Total Employment:        20
% growth next 10 years
---------------------------

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

                                                                Washington, D.C.
--------------------------------------------------------------------------------

Office Employment

We identify and measure employment within the FIRE and Service sectors in industries such as legal services, accounting, and insurance to create our office employment index. The index covers 80-90% of all office-related employment within each MSA. More specific details are available in the Data and Methodology Appendix.

Our estimate of office employment for Washington, D.C. currently stands at 613,600 workers. Over the last 10 years, office employment has grown by 3.1%. Over the last year Washington, D.C. has seen its office employment grow by 2.3%. Table 2 below provides historic growth rates for some of the significant office related industries in Washington, D.C..

Table 2:    Levels and Historic Growth Rates for
            Subcategories of Office Employment

                 -----------------------------------------------------------------------------------
                                                         Level     Average Annual Growth Rates
                 Employment category                    (x1000) Last 10 Years Last 5 Years Last Year
----------------------------------------------------------------------------------------------------
Finance, Insurance, and Real Estate
                 Banks                                    32.6       -1.8          -4.2        0.3
                 Credit Agencies & Mortgage Companies     14.2        3.9           8.6        0.8
                 Insurance Agents                          9.9        3.1          -0.5       -4.1
                 Insurance Companies                      23.3        3.4           1.3        2.5
                 Misc Investing & Trusts                   4.4        7.4           1.8        3.3
                 Real Estate Companies                    41.1        0.0          -0.9       -3.9
                 Securities Firms                          7.3        4.8           9.4       -0.1
Service Employment
                 Accounting Firms                         13.7        2.6           3.5        1.3
                 Advertising                               2.0       -2.9          -6.1        4.8
                 Computer & Data Processing              102.8        7.2           6.7        8.1
                 Consumer Credit Reporting                 1.2       -4.8          -9.3       -1.7
                 Engineering & Architectural Services     36.6       -0.7           0.2       -1.9
                 Legal Services                           40.2        2.7           0.2        0.9
                 Mailing & Reproduction                   11.1        6.6           8.2       11.2
                 Management & Public Relations            65.3        5.7           6.3        4.0
                 Misc. Business Services                  38.7        5.4           5.8        3.1
                 Misc. Equipment Rental & Leasing          4.5        8.8           6.9       14.4
                 Motion Picture Distribution Services      0.1       -5.4         -18.8      -20.0
                 Other Services                           83.5        2.9           1.2        1.2
                 Personnel Services                       34.9        4.3           9.0        2.9
                 Research & Testing Services              46.1        1.4           0.8       -0.2
                 -----------------------------------------------------------------------------------

Source: Regional Financial Associates, Torto Wheaton Research
Data as of 3rd Quarter, 1996

Data as of 3rd Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

For our 54 MSAs, the average annual growth rate of office employment over the last 10 years was 2.7% while over the last year it was 3.5%. The forecast calls for office employment to grow by 2.0% over the next six years.

The amount of office employees is the primary determinant of the demand side of the office market equation; but it is not the only factor. Also important is the efficiency of space use, measured by square foot per employee, as well as the rental cost of space. Some market observers have been arguing that office hoteling, virtual offices, or 'reengineering' will lead to less space per employee in the future. By implication, there would be less demand for office space.

The graph below provides a comparison of office employment growth for Washington, D.C. compared to all 54 MSAs since 1980 indexed to a 1980 starting point of 100.

[GRAPHIC OMITTED]

[Line Graph: Relative Office Employment, from 1980 to 1996, comparing Washington, D.C. to the Nation]

Since the early eighties, office employment in Washington, D.C. has grown at a faster pace than the nation. For both Washington, D.C. and the nation as a whole, office employment peaked in 1990 and then declined until approximately 1992 when growth began and has continued since then. Although the decline in office employment in 1990 was slightly steeper for Washington, D.C., Washington, D.C. is following the national pattern closely. Since the end of the recession, Washington, D.C. office employment has continued to grow at much the same pace as the nation.

---------------------------------
Economic Performance
(Rank out of 54)
---------------------------------
Office Employment:
current level                  4
---------------------------------
Office Employment:
% growth over last 10 years   33
---------------------------------
Office Employment:
% growth over last year       40
---------------------------------
Office Employment:
% growth next 6 years         28
---------------------------------

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

                                                                Washington. D.C.
--------------------------------------------------------------------------------

The Current Office Market

Washington, D.C. is the 2nd largest of the 54 markets we follow with 209.0 million square feet. As of the fourth quarter, 1996, the vacancy rate was 8.3%, placing Washington, D.C. 9th out of 54 markets. The national vacancy rate was 12.2%.

Washington, D.C. contains 80.4 million square feet of Class 'A' office space with a year-end vacancy rate of 8.9%, while the average Class 'A' vacancy rate for the 54 markets stood at 9.9% year-end. The 1980's saw a tremendous building of office space. Nationally, 56.4% or 1.5 billion square feet of the total stock of all office space has been built since 1980. In Washington, D.C., 63.0% has been built since 1980.

Out of our 54 markets, 48 quote rents primarily on a gross basis. The Washington, D.C. average gross asking rent is $22.59 per square foot, while nationally this figure is $18.35. Over the last year, the Washington, D.C. quote rose 7.1%, while the national quote rose 2.8%.

                                [GRAPHIC OMITTED]

     [Line Graph: Vacancy Rates 1992-1996, Washington, D.C. and the Nation]

                                [GRAPHIC OMITTED]

   [Line Graph: Gross Asking Rents 1992-1996, Washington, D.C. and the Nation]

------------------------
Office Market Standings
(Rank out of 54)
------------------------
Building Count       1
------------------------
Market Size          2
------------------------
Vacancy Rate         9
------------------------
Gross Asking Rents   4
------------------------

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

               Table 3: Washington, D.C. Office Space by Submarket

                                  -----------------------------------------------------------------
                                                            Sublet as a %  Weighted
                                  Number of  NRA    Vacancy   of Total   Average Gross    TWR
                                  Buildings (x1000)   Rate    Available  Asking Rents   Rent Index*
---------------------------------------------------------------------------------------------------
                              CBD    188     31,067    10.8     15.1        $27.24        $31.04
                     Capitol Hill     29      5,061    17.7      8.9        $26.84        $22.37
                         East End    122     23,900    10.3     18.8        $26.98        $27.59
                        Northeast      1         48    45.8      0.0         na           $16.94
                        Southeast      3        150    20.0      0.0         na            na
                        Southwest     23      6,854     4.8      9.2        $29.79        $28.66
                  Upper Northwest     47      4,109    10.6     13.8        $22.61        $25.56
              West End/Georgetown     35      4,834     7.9     21.9        $25.62        $28.54
                                  -----------------------------------------------------------------
Subtotal for District of Columbia    448     76,023    10.4     15.4        $27.11        $28.70
                                  =================================================================
                                  -----------------------------------------------------------------
               Alexandria/Oldtown     72      4,609     5.1      4.2        $22.27        $22.20
                        Annandale     22      1,250    12.1     12.6        $15.97        $20.64
                        Chantilly     36      2,584    14.9      0.8        $20.40        $16.58
                     Crystal City     41     10,696     0.1     19.0        $26.49        $25.66
               Eisenhower Beltway     10        720    11.0      0.0        $16.14        $17.65
                    Fairax/Center     48      4,962     3.4      9.7        $19.38        $18.42
                     Fairfax/City     27      1,665     5.6      0.9        $14.91        $17.57
                     Falls Church     19      1,582    13.2      2.1        $16.14        $20.18
                   Herndon/Dulles     48      4,286     8.4     13.0        $17.94        $17.06
                            I-395     43      5,593     3.6     13.2        $18.53        $21.23
                         Manassas     17        584    11.5      0.0        $15.18        $20.50
                           McLean     25        948     1.9     11.9        $19.31        $22.77
                       Merrifield     32      3,821     3.3     20.7        $19.63        $20.60
                           Reston     79      6,688     5.9     18.1        $19.79        $18.87
                 Rosslyn/Ballston     80     14,304     6.1     10.9        $23.73        $22.94
                      Springfield     18      1,285     6.8     24.0        $13.79        $18.08
                         Sterling      9        687    28.2      0.0        $15.99        $16.91
                   Tyson's Corner    122     16,655     2.6     24.7        $20.11        $20.21
                           Vienna     21      1,725     0.6     12.5        $17.03        $19.80
                                  -----------------------------------------------------------------
   Subtotal for Northern Virginia    769     84,644     4.8     12.8        $20.48        $20.97
                                  =================================================================

[GRAPHIC OMITTED: Pie Chart]

Suburban Maryland       23%
Northern Virginia       41%
District of Columbia    36%

Washington, D.C. Office Space

The submarket descriptions for the Washington, DC MSA are provided by the local CB Commercial office as of the second quarter 1995. This MSA consists of 3 major market areas: the District of Columbia, Suburban Maryland and Northern
Virginia. All of the office space classified as 'downtown' is located in the 8 submarkets that form the District of Columbia. Northern Virginia lies to the west of the District and contains 19 submarkets, while Suburban Maryland is south of the District and has 13 submarkets.

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

                                                                Washington. D.C.
--------------------------------------------------------------------------------

                                -----------------------------------------------------------------
                                                          Sublet as a %  Weighted
                                Number of  NRA    Vacancy   of Total   Average Gross    TWR
                                Buildings (x1000)   Rate    Available  Asking Rents   Rent Index*
                                -----------------------------------------------------------------
                  301 Corridor       3      171        2.9     0.0         $13.50       na
                      Bethesda      66    7,681        6.6     5.2         $20.98     $22.82
             Central PG County      25    1,383       16.5     0.0         $14.83       na
                  Gaithersburg      55    3,553       10.7    12.3         $16.70     $18.70
                Inside Beltway      65    4,644       24.3     5.0         $15.28     $17.31
            Kensington/Wheaton      18      937        7.7     2.6         $18.00       na
                North Bethesda      25    4,111        4.1    17.9         $21.77     $21.54
               North PG County      73    5,388       12.9    10.9         $17.02     $21.99
             Route 29 Corridor      21      828       13.9    14.9         $17.12     $19.57
                   Shady Grove      88    7,227        3.8    45.3         $18.49     $19.61
                 Silver Spring      47    4,477       26.4    16.4         $15.11     $20.40
               South PG County      16    1,077        7.2     2.9         $17.92       na
                      The Pike      62    6,846        8.6    12.2         $18.14     $20.69
                                -----------------------------------------------------------------
Subtotal for Suburban Maryland     564   48,323       11.2    14.8         $17.01     $20.56
                                =================================================================
                                -----------------------------------------------------------------
     Total for Washington, D.C.   1781  208,990        8.3    14.5         $22.39     $23.32
                                =================================================================

Vacancy rates are calculated from the vacant available square feet divided by the net rentable area. Space may be classified as available but not vacant; space that is available for sublease may or may not be classified as vacant. All space classified as vacant is considered to be available.

* The Torto Wheaton Rent Index (TW Rent Index) represents the actual gross rent for a 5 year - 10,000 square foot lease in a building of average age, size, and class in an average location. The average building in Washington, D.C. is a class B, 117,327 square foot building built between 1980 and 1995.

---------------------------
Downtown/Suburban
Market Standings
                  DT   Sub
---------------------------
Building Count     2    1
---------------------------
NRA                3    1
---------------------------
Vacancy Rate      14   13
---------------------------
TW Rent Index      2    8
---------------------------
  Downtown ranked out of 46
  Suburban ranked out of 53

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

                  Table 4:    Washington, D.C. Office Space by Class

                                    ---------------------------------------------------------
                                               Class 'A'              Class 'B' & 'C'
                                                         Gross                         Gross
                                       NRA     Vacancy   Asking      NRA     Vacancy   Asking
                                     (x1000)     Rate     Rent     (x1000)     Rate     Rent
---------------------------------------------------------------------------------------------
                              CBD     11,840     12.8    $29.89     19,227      9.5    $24.10
                     Capitol Hill      1,923      8.6    $28.63      3,138     23.2    $23.11
                         East End     15,433      8.3    $29.94      8,467     14.0    $22.24
                        Northeast          0       na        na         48     45.8        na
                        Southeast          0       na        na        150     20.0        na
                        Southwest      3,058     10.1    $29.98      3,796      0.6    $28.59
                  Upper Northwest        813      3.8    $28.02      3,296     12.3    $20.02
              West End/Georgetown      1,695      9.3    $30.29      3,139      7.1    $23.45
                                    ---------------------------------------------------------
Subtotal for District of Columbia     34,762     10.0    $29.83     41,261     10.8    $23.45
                                    =========================================================

                                    ---------------------------------------------------------
               Alexandria/Oldtown      1,158      8.6    $23.84      3,451      3.9    $20.76
                        Annandale          0       na        na      1,250     12.1    $15.97
                        Chantilly        862     20.4    $22.58      1,722     12.1    $18.20
                     Crystal City      3,290      0.3    $26.49      7,406      0.0        na
               Eisenhower Beltway        150      8.0    $19.00        570     11.8    $15.64
                   Fairfax/Center      1,911      0.7    $21.81      3,051      5.0    $16.79
                     Fairfax/City        250      8.4    $18.25      1,415      5.1    $14.07
                     Falls Church        460      3.0    $18.35      1,122     17.4    $15.75
                   Herndon/Dulles      1,568     17.0    $18.32      2,718      3.5    $16.70
                            I-395      1,899      2.8    $19.62      3,694      3.9    $18.14
                         Manassas          0       na        na        584     11.5    $15.18
                           McLean          0       na        na        948      1.9    $19.16
                       Merrifield      1,753      0.7    $19.76      2,068      5.5    $19.55
                           Reston      2,135      3.6    $23.05      4,553      6.9    $17.51
                 Rosslyn/Ballston      9,609      7.6    $24.24      4,695      3.0    $19.53
                      Springfield          0       na        na      1,285      6.8    $13.79
                         Sterling        225     73.8    $17.75        462      6.1    $15.54
                   Tyson's Corner      6,172      3.0    $21.16     10,483      2.3    $19.12
                           Vienna        342      0.6    $18.00      1,383      0.6    $16.71
                                    ---------------------------------------------------------
   Subtotal for Northern Virginia     31,784      5.8    $22.64     52,860      4.2    $17.77
                                    =========================================================

--------------------------------------------------------------------------------
The personnel in the local CB Commercial offices in the Washington, D.C. area have not yet completed a classification of the office properties in Washington, D.C. as A, B, or C class space. Nevertheless, over two-thirds of our MSAs have classified at the local level. TWR has used these MSAs as a model to build algorithms to classify the properties in Washington, D.C. into 'A' and 'B/C' categories. Please see the Data and Methodology Appendix for complete details.

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

                                                                Washington. D.C.
--------------------------------------------------------------------------------

                                    ---------------------------------------------------------
                                               Class 'A'              Class 'B' & 'C'
                                                         Gross                         Gross
                                       NRA     Vacancy   Asking      NRA     Vacancy   Asking
                                     (x1000)     Rate     Rent     (x1000)     Rate     Rent
                                    ---------------------------------------------------------
                     301 Corridor          0       na        na        171      2.9    $13.50
                         Bethesda      3,942      7.5    $21.83      3,739      5.7    $19.71
                Central PG County          0       na        na      1,383     16.5    $14.83
                     Gaithersburg        484     17.8    $18.18      3,069      9.6    $16.34
                   Inside Beltway        529     60.1    $17.73      4,115     19.7    $14.21
               Kensington/Wheaton          0       na        na        937      7.7    $18.00
                   North Bethesda      2,005      3.1    $23.28      2,106      5.0    $20.84
                  North PG County      1,456     17.5    $18.47      3,932     11.2    $16.35
                Route 29 Corridor        247     32.0    $19.00        581      6.2    $16.38
                      Shady Grove      1,506     10.6    $19.48      5,721      2.0    $17.63
                    Silver Spring      1,088     36.1    $18.02      3,389     23.3    $13.47
                  South PG County        303      2.0    $21.00        774      9.3    $14.93
                         The Pike      2,288      9.4    $20.82      4,558      8.2    $15.33
                                    ---------------------------------------------------------
   Subtotal for Suburban Maryland     13,848     13.5    $19.53     34,475     10.3    $15.60
                                    =========================================================
                                    ---------------------------------------------------------
       Total for Washington, D.C.     80,394      8.9    $25.71    128,596      8.0    $19.02
                                    =========================================================

--------------------------------------------------------------------------------
While 379 - or 21.3% - buildings out of a total Washington, D.C. building count of 1,781 are currently classified as class 'A' properties, 38.5% of the net rentable area is considered to be class 'A' space. At the end of the fourth quarter of last year, the class 'A' vacancy rate stood at 8.9%, compared to a rate of 8.3% for all space.

At the national level, approximately 22.4% of office properties are currently classified as class 'A', while approximately 46.3% of the net rentable area is classified as class 'A' space. At the end of the fourth quarter of last year, the national class 'A' vacancy rate stood at 9.9%.

-----------------------------------
Washington, D.C.
Class "A" Standings
                             Rank
                   Level  out of 54
-----------------------------------
NRA (x1000)        80,394     3
-----------------------------------
Vacancy Rate         8.9%    28
-----------------------------------
Gross             $25.71      4
Asking Rent
-----------------------------------

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

Year-by-Year Office History

To put the Washington, D.C. market into perspective, the next two tables contain annual net absorption and vacancy rates by submarket for the last five years.

Table 5:    Historic Net Absorption By Submarket

                                  ---------------------------------------------------------
                                   (Square Feet
                                       x1000)
                                        1992         1993       1994        1995       1996
-------------------------------------------------------------------------------------------
                              CBD       -214          -69        339        -676        310
                     Capitol Hill        317           30       -109        -210          0
                         East End      1,595        1,189        432         249       -680
                        Northeast         -2           -2        -53         -10         28
                        Southeast         -6           -3         -5          31         69
                        Southwest        250          106          4         -68        234
                  Upper Northwest        198          -48         -1          97       -142
              West End/Georgetown        -22         -133        111         171        -13
                                  ---------------------------------------------------------
Subtotal for District of Columbia      2,116        1,070        718        -416       -194
                                  =========================================================
                                  ---------------------------------------------------------
               Alexandria/Oldtown         92           78        -75         163         27
                        Annandale        -14          163        -16           2         54
                        Chantilly        222           -9         46         324       -205
                     Crystal City       -306          324         14         401          8
               Eisenhower Beltway         93           -9         53          23         16
                   Fairfax/Center        277          548         48         129        449
                     Fairfax/City        -38           50         93         165         50
                     Falls Church        -31          -10        -58          58         44
                   Herndon/Dulles        -10          493        170         129        -29
                            I-395        275          119        160          93          0
                         Manassas         39           69         -7          -5         11
                           McLean        -14           38         95          32         44
                       Merrifield        232          260        163        -109        277
                           Reston          0          503        242         223         41
                 Rosslyn/Ballston        761          345        323         547       -140
                      Springfield         50           69        113          13         62
                         Sterling        196           15         -5         -91         47
                   Tyson's Corner        487         -112        753         624        939
                           Vienna          4         -137         -5         125        209
                                  ---------------------------------------------------------
   Subtotal for Northern Virginia      2,315        2,797      2,107       2,846      1,904
                                  =========================================================

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

                                                                Washington. D.C.
--------------------------------------------------------------------------------

                                  ---------------------------------------------------------
                                   (Square Feet
                                       x1000)
                                        1992         1993       1994        1995       1996
                                  ---------------------------------------------------------
                     301 Corridor         46          8          -4          -1           5
                         Bethesda        -14        290        -126         202         397
                Central PG County        -37        -47         -77          89          60
                     Gaithensburg        239        -98         -41         221         149
                   Inside Beltway       -172          5         -83        -268         201
               Kensington/Wheaton          7        -15          29           3           5
                   North Bethesda       -109        602         -49         243         151
                  North PG County         -3        125         -22         185          43
                Route 29 Corridor        -16         49          12         -10         -25
                      Shady Grove        186        314         -50          97         198
                    Silver Spring         77        214        -166        -310          38
                  South PG County        280         19           7          14           1
                         The Pike         12        221         -74         153         -46
                                  ---------------------------------------------------------
   Subtotal for Suburban Maryland        496      1,687        -644         618       1,177
                                  =========================================================
                                  ---------------------------------------------------------
       Total for Washington, D.C.      4,927      5,554       2,181       3,048       2,887
                                  =========================================================

--------------------------------------------------------------------------------
Washington, D.C. ranks 42nd among our 54 MSAs in performance as measured by calculating an absorption rate for 1996 - that is, taking the year's total net absorption divided by end-of-year 1995 occupied stock. Over the last five years, the average annual absorption rate for Washington, D.C. is 2.07%, 37th out of our 54 MSAs.

---------------------------------------------
Absorption Performance
                            Level/  Rank
                             Rate   out of 54
---------------------------------------------
Avg ann'l absorption         3,722     1
over the last five years
---------------------------------------------
Ann'l Absorption Rate         2.1%    37
over the last five years
---------------------------------------------
Absorption Rate               1.7%    42
over the last 4 quarters
---------------------------------------------

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

          Table 6: Historic Vacancy Rates and Completions by Submarket

                                 ---------------------------------------------------------------------------------------------
                                          1992              1993               1994              1995              1996
                                   Cmpltns  Vacancy   Cmpltns   Vacancy  Cmpltns  Vacancy  Cmpltns  Vacancy   Cmpltns  Vacancy
                                  SF X 1000   Rate   SF X 1000   Rate   SF X 1000   Rate  SF X 1000   Rate   SF X 1000   Rate
------------------------------------------------------------------------------------------------------------------------------
                              CBD     144      9.4       0        9.8       0        8.8        0     10.8      337      10.8
                     Capitol Hill     351      3.2       0        2.5       0        4.8      500     17.5        0      17.7
                         East End     905     13.0     154        9.0       0        7.4      509      7.6        0      10.3
                        Northeast       0      5.0       0        5.0       0       26.0        0     31.6        0      45.8
                        Southeast       0     30.6       0       30.6       0       31.3       35     29.3        0      20.0
                        Southwest     486      7.8       0        6.1       0        6.3        0      7.0        0       4.8
                  Upper Northwest       0      8.8       0        9.8       0        9.9        0      6.8        0      10.6
              West End/Georgetown       0     11.0       0       13.6       0       11.5        0      7.8        0       7.9
                                 ---------------------------------------------------------------------------------------------
Subtotal for District of Columbia   1,886     10.1     154        9.0       0        8.2    1,044      9.5      337      10.4
                                 =============================================================================================
                                 ---------------------------------------------------------------------------------------------
               Alexandria/Oldtown       0      9.4       0        7.9       0        9.4        0      5.8        0       5.1
                        Annandale       0     28.9       0       15.1       0       16.2        0     16.1        0      12.1
                        Chantilly       0     22.0       0       21.9       0       20.0        0      7.1        0      14.9
                     Crystal City       0      5.8       0        4.5       0        4.3        0      0.2        0       0.1
               Eisenhower Beltway      72     21.8       0       24.7       0       15.8        0     12.7        0      11.0
                   Fairfax/Center       0     28.5       0       16.3       0       15.4        0     12.2        0       3.4
                     Fairfax/City       0     30.0       0       27.4       0       20.3        0      8.7        0       5.6
                     Falls Church       0     16.3       0       16.4       0       20.9        0     16.1        0      13.2
                   Herndon/Dulles       0     26.4       0       12.8       0        8.0        0      5.7      100       8.4
                            I-395       0     10.0       0        7.9       0        5.3        0      3.5        0       3.6
                         Manassas       0     22.5       0       11.5       0       12.4        0     13.1        0      11.5
                           McLean       0     25.5       0       21.1       0        9.6        0      6.7        0       1.9
                       Merrifield       0     20.2       0       11.8       0        6.8        0     10.6        0       3.3
                           Reston       0     21.9       0       13.4       0        9.7        0      6.5        0       5.9
                 Rosslyn/Ballston       0      8.0     550        9.2       0        6.8      332      5.3        0       6.1
                      Springfield       0     20.8      92       21.9       0       12.6        0     11.6        0       6.8
                         Sterling       0     22.8       0       20.5       0       21.2        0     28.5        0      28.2
                   Tyson's Corner       0     16.5       0       17.6       0       12.2        0      8.4        0       2.6
                           Vienna       0     11.3       0       20.9       0       21.3        0     12.2        0       0.6
                                 ---------------------------------------------------------------------------------------------
   Subtotal for Northern Virginia      72     15.6     642       12.9       0       10.1      332      7.0      100       4.8
                                 =============================================================================================

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

                                                                Washington. D.C.
--------------------------------------------------------------------------------

                                 ---------------------------------------------------------------------------------------------
                                          1992              1993               1994              1995              1996
                                   Cmpltns  Vacancy   Cmpltns   Vacancy  Cmpltns  Vacancy  Cmpltns  Vacancy   Cmpltns  Vacancy
                                  SF X 1000   Rate   SF X 1000   Rate   SF X 1000   Rate  SF X 1000   Rate   SF X 1000   Rate
                                 ---------------------------------------------------------------------------------------------
                     301 Corridor       0      7.1       0        1.4       0        4.3        0      5.8        0       2.9
                         Bethesda       0     16.9       0       12.8       0       14.8        0     11.6        0       6.6
                Central PG County       0     18.3       0       21.8       0       27.6        0     19.7        0      16.5
                     Gaithersburg       0     14.7       0       18.3       0       19.8      107     14.9        0      10.7
                   Inside Beltway       0     20.8       0       20.5       0       22.0        0     27.2        0      24.3
               Kensington/Wheaton       0      8.6       0       11.0       0        7.2        0      8.2        0       7.7
                   North Bethesda       0     14.7     600       13.1       0       14.8        0      7.9        0       4.1
                  North PG County      28     17.8       0       15.2     120       18.2        0     13.2        0      12.9
                Route 29 Corridor       0     18.3       0       11.4       0        9.6        0     10.7        0      13.9
                      Shady Grove       0     11.4       0        6.9       0        7.7        0      6.5        0       3.8
                    Silver Spring       0     22.8       0       18.0       0       22.8        0     26.7        0      26.4
                  South PG County       0     11.0       0        9.3       0        8.7        0      7.5        0       7.2
                         The Pike       0     11.9       0        8.1       0        9.7        0      8.0        0       8.6
                                 ---------------------------------------------------------------------------------------------
   Subtotal for Suburban Maryland      28     15.8     600       13.2     120       15.1      107     13.4        0      11.2
                                 =============================================================================================
                                 ---------------------------------------------------------------------------------------------
       Total for Washington, D.C.   1,986     13.5   1,396       11.4     120       10.4    1,483      9.6      437       8.3
                                 =============================================================================================

--------------------------------------------------------------------------------
The metropolitan vacancy rate for Washington, D.C. stood at 8.3% at the end of fourth quarter of 1996, 9th out of our 54 MSAs. In 1992, the vacancy rate stood at 13.5%, 7th out of the 54 MSAs. Most markets around the country are showing a good improvement in vacancy levels due to a combination of moderate demand growth and little in the way of new supply.

-------------------------------------
Vacancy History Standings
                              Rank
                      Rate  out of 54
-------------------------------------
Current Vacancy Rate  8.3%      9
-------------------------------------
1992 Vacancy Rate    13.5%      7
-------------------------------------
1995 Vacancy Rate     9.6%     12
-------------------------------------

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

The Office Outlook

Our Outlook for Washington, D.C. is presented here on an annual frequency and in the next table on a semiannual frequency.

Table 7:    Annual History and Forecast

                            -----------------------------------------------------------------------------------
                               Total
                             Employment   Office                             Net      Vacancy   TW Rent Index
                               Growth     Empl.     Stock    Completions  Absorption    Rate   Level  Inflation
                                (%)      (x1000)   (x1000)     (x1000)     (x1000)      (%)      ($)        (%)
---------------------------------------------------------------------------------------------------------------
         History       1977     2.4       254.3     68,912      2,443       3,963       3.1
                       1978     4.8       274.9     72,331      3,419       4,037       2.1
                       1979     4.4       296.8     77,279      4,948       5,154       1.7
                       1980     3.1       315.0     84,972      7,693       8,157       1.0    $12.76
                      -----------------------------------------------------------------------------------------
                       1981     0.9       326.2     92,731      7,759       5,920       2.9    $13.44      5.3
                       1982    -1.0       333.3    101,018      8,287       2,491       8.4    $14.97     11.4
                       1983     2.7       356.9    108,407      7,389       4,383      10.6    $15.15      1.2
                       1984     6.4       386.9    119,192     10,785       8,330      11.7    $16.26      7.3
                      -----------------------------------------------------------------------------------------
                       1985     5.9       421.1    131,215     12,023       7,074      14.4    $17.32      6.5
                       1986     4.9       451.9    144,646     13,431       9,906      15.5    $17.88      3.2
                       1987     4.9       489.3    161,825     17,179      14,031      15.8    $18.25      2.1
                       1988     5.1       518.5    174,283     12,458      15,718      12.8    $18.62      2.0
                      -----------------------------------------------------------------------------------------
                       1989     3.0       539.4    187,252     12,969       9,249      13.9    $18.87      1.3
                       1990     1.2       548.9    198,697     11,445       4,092      16.8    $18.57     -1.6
                       1991    -2.2       533.9    203,568      4,871       7,717      15.0    $17.69     -4.7
                       1992    -0.5       546.7    205,554      1,986       4,771      13.5    $17.01     -3.8
                      -----------------------------------------------------------------------------------------
                       1993     1.8       563.6    206,950      1,396       5,553      11.4    $17.38      2.2
                       1994     1.8       587.8    207,070        120       2,177      10.4    $18.41      5.9
                       1995     1.6       600.0    208,553      1,483       2,997       9.6    $20.63     12.1
                       1996     0.5       613.6    208,990        437       3,111       8.3    $23.32     13.0
                            ==================================================================================
---------------------------------------------------------------------------------------------------------------
         Forecast      1997     1.1       624.2    210,397      1,408       3,126       7.4    $24.96      7.0
                       1998     0.9       634.0    213,081      2,683       2,403       7.5    $26.93      7.9
                       1999     1.5       648.0    217,391      4,311       2,546       8.1    $28.95      7.5
                       2000     1.9       663.7    223,169      5,778       3,397       9.0    $30.67      5.9
                      -----------------------------------------------------------------------------------------
                       2001     2.0       681.2    230,923      7,753       4,267      10.2    $31.97      4.2
                       2002     2.0       699.6    240,487      9,564       5,197      11.6    $32.82      2.7
                            ==================================================================================

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

                                                                Washington. D.C.
--------------------------------------------------------------------------------

                 Table 8:  Semiannual History and Forecast

                              ------------------------------------------------------------------------------------
                                 Total
                               Employment   Office                             Net      Vacancy   TW Rent Index
                                 Growth     Empl.     Stock    Completions  Absorption    Rate          (S)
                                  (%)      (x1000)   (x1000)     (x1000)     (x1000)      (%)     Real*    Nominal
------------------------------------------------------------------------------------------------------------------
         History       1992.1     -0.5      541.5    204,838     1,268       2,102       14.5    $19.67     $17.35
                       1992.2      0.0      546.7    205,554       718       2,669       13.5    $19.00     $17.01
                       1993.1      0.8      558.3    206,561     1,007       2,730       12.6    $18.95     $17.20
                       1993.2      1.0      563.6    206,950       389       2,823       11.4    $18.90     $17.38
                      --------------------------------------------------------------------------------------------
                       1994.1      0.7      575.2    207,009        59       1,294       10.8    $19.22     $17.89
                       1994.2      1.1      587.8    207,070        61         883       10.4    $19.50     $18.41
                       1995.1      1.1      593.9    207,600       530       2,966        9.2    $20.32     $19.49
                       1995.2      0.5      600.0    208,553       953          31        9.6    $21.30     $20.63
                      --------------------------------------------------------------------------------------------
                       1996.1      0.3      607.6    208,774       221       1,452        9.0    $22.25     $21.93
                       1996.2      0.2      613.6    208,990       216       1,659        8.3    $23.32     $23.32
                              ====================================================================================
------------------------------------------------------------------------------------------------------------------
          Forecast     1997.1      0.5      618.6    209,694       704       1,650        7.8    $23.70     $24.09
                       1997.2      0.6      624.2    210,397       704       1,476        7.4    $24.16     $24.96
                      --------------------------------------------------------------------------------------------
                       1998.1      0.4      628.7    211,557     1,160       1,265        7.3    $24.68     $25.92
                       1998.2      0.5      634.0    213,081     1,523       1,138        7.5    $25.22     $26.93
                       1999.1      0.7      640.8    215,078     1,997       1,186        7.8    $25.76     $27.96
                       1999.2      0.8      648.0    217,391     2,314       1,360        8.1    $26.24     $28.95
                      --------------------------------------------------------------------------------------------
                       2000.1      0.9      655.6    220,050     2,659       1,585        8.5    $26.63     $29.86
                       2000.2      1.0      663.7    223,169     3,119       1,812        9.0    $26.91     $30.67
                       2001.1      1.0      672.2    226,795     3,626       2,023        9.6    $27.07     $31.37
                       2001.2      1.0      681.2    230,923     4,127       2,244       10.2    $27.14     $31.97
                      --------------------------------------------------------------------------------------------
                       2002.1      1.0      690.5    235,509     4,586       2,483       10.9    $27.10     $32.45
                       2002.2      1.0      699.6    240,487     4,978       2,714       11.6    $26.97     $32.82
                              ====================================================================================

* Real rents shown in 1996 dollars

--------------------------------------------------------------------------------
The forecast calls for an average annual growth in office employment of 2.2% over the next six years from its current level. In that office employment growth is a key element in our forecast model, we expect that this growth will affect our forecast of net absorption in a positive manner. We are forecasting vacancy rates to rise to 11.6% over the next six years. Rents as measured by the TW Rent Index are expected to rise by an average annual rate of 6.5% through 2001.

-----------------------------
Rent and Vacancy Performance
(Rank out of 54)
-----------------------------
1996.2 Vacancy Rate      9
-----------------------------
2002.2 Vacancy Rate      5
-----------------------------
1996.2 TW Rent Index     7
-----------------------------
2002.2 TW Rent Index     2
-----------------------------

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

Outlook Comparisons

The following four graphs compare growth in office employment, new supply, absorption, and rent between Washington, D.C. and a weighted average of our 54 markets.

--------------------------------------------------------------------------------

[GRAPHIC OMITTED]

[Line chart: Office Employment Growth Rates, between 1978 and 2002, comparing Washington, D.C. and 54 Markets]

[GRAPHIC OMITTED]

[Line chart: Completion Rates, between 1980 and 2002, comparing Washington, D.C. and 54 Markets]

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

                                                                Washington. D.C.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

[GRAPHIC OMITTED]

[Line chart: Absorption Rates, between 1990 and 2002, comparing Washington, D.C. and 54 Markets]

[GRAPHIC OMITTED]

[Line chart: TW Rent Inflation, between 1990 and 2002, comparing Washington, D.C. and 54 Markets]

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

Submarket Outlook

The following tables provide a short-term forecast by submarket for net absoprtion, new supply, rent growth, and vacancy rates.

                    Table 9: Forecast of Demand by Submarket

                                                       Demand Forecast Factors                          2 Year Forecast
                                    -------------------------------------------------------------   ----------------------
                                                        Long-term*              3-Year                Estimated
                                    Occupied  Percent   Avg. Annual Percent   Avg. Annual Percent    Avg. Annual   Percent
                                     Stock      of    Net Absorption   of   Net Absorption   of     Net Absorption    of
                                    (x1000)    Metro     (x1000)      Metro     (x1000)     Metro      (x1000)       Metro
-------------------------------------------------------------------------------------------------   -----------------------
                              CBD    27,714    14.5        372         5.5        -9        -0.3          440        15.9
                     Capitol Hill     4,167     2.2        125         1.8      -106        -3.9          321        11.6
                         East End    21,430    11.2        855        12.6         0         0.0          648        23.4
                        Northeast        26     0.0         -1         0.0       -12        -0.4           na          na
                        Southeast       120     0.1          5         0.1        32         1.2           na          na
                        Southwest     6,523     3.4        171         2.5        57         2.1          113         4.1
                  Upper Northwest     3,674     1.9         58         0.9       -15        -0.6           72         2.6
              West End/Georgetown     4,454     2.3        159         2.3        90         3.3          104         3.7
                                    -------------------------------------------------------------   ----------------------
Subtotal for District of Columbia    68,108    35.6      1,744        25.7        37         1.4        1,721        62.2
                                    =============================================================   ======================
                                    -------------------------------------------------------------   ----------------------
               Alexandria/Oldtown     4,373     2.3        218         3.2        38         1.4           49         1.8
                        Annandale     1,099     0.6         24         0.4        13         0.5           12         0.4
                        Chantilly     2,200     1.1        147         2.2        55         2.0          106         3.8
                     Crystal City    10,687     5.6        319         4.7       141         5.2            4         0.1
               Eisenhower Beltway       641     0.3         40         0.6        31         1.1           12         0.4
                   Fairfax/Center     4,795     2.5        313         4.6       209         7.7           26         0.9
                     Fairfax/City     1,572     0.8         76         1.1       103         3.8            7         0.3
                     Falls Church     1,373     0.7         28         0.4        15         0.5           16         0.6
                   Herndon/Dulles     3,924     2.0        237         3.5        90         3.3           45         1.6
                            I-395     5,394     2.8        251         3.7        84         3.1           22         0.8
                         Manassas       517     0.3         27         0.4         0         0.0            8         0.3
                           McLean       930     0.5         22         0.3        57         2.1            3         0.1
                       Merrifield     3,695     1.9        180         2.7       110         4.1           19         0.7
                           Reston     6,296     3.3        368         5.4       169         6.2           57         2.1
                 Rosslyn/Ballston    13,426     7.0        491         7.3       243         9.0          168         6.1
                      Springfield     1,198     0.6         36         0.5        63         2.3            5         0.2
                         Sterling       493     0.3         33         0.5       -16        -0.6           29         1.0
                   Tyson's Corner    16,229     8.5        682        10.1       772        28.5           43         1.5
                           Vienna     1,715     0.9         94         1.4       110         4.1            1         0.0
                                    -------------------------------------------------------------   ----------------------
   Subtotal for Northern Virginia    80,557    42.0      3,586        53.0     2,287        84.3          632        22.7
                                    =============================================================   ======================

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

                                                                Washington. D.C.
--------------------------------------------------------------------------------

                                                       Demand Forecast Factors                          2 Year Forecast
                                    -------------------------------------------------------------   ----------------------
                                                        Long-term*              3-Year                Estimated
                                    Occupied  Percent   Avg. Annual Percent   Avg. Annual Percent     Avg Annual   Percent
                                     Stock      of    Net Absorption   of   Net Absorption   of     Net Absorption    of
                                    (x1000)    Metro     (x1000)      Metro     (x1000)     Metro      (x1000)       Metro
                                    -------------------------------------------------------------   ----------------------
                     301 Corridor       166     0.1          7         0.1         0         0.0           na         na
                         Bethesda     7,173     3.7        168         2.5       158         5.8           25         2.7
                Central PG County     1,155     0.6         64         0.9        24         0.9           21         0.8
                     Gaithersburg     3,173     1.7        164         2.4       110         4.1           37         1.3
                   Inside Beltway     3,516     1.8         42         0.6       -50        -1.8           37         1.3
               Kensington/Wheaton       865     0.5          0         0.0        12         0.5            2         0.1
                   North Bethesda     3,943     2.1        167         2.5       115         4.3           34         1.2
                  North PG County     4,691     2.4        202         3.0        69         2.5           58         2.1
                Route 29 Corridor       713     0.4         39         0.6        -8        -0.3           20         0.7
                      Shady Grove     6,953     3.6        314         4.6        82         3.0           27         1.0
                    Silver Spring     3,294     1.7         83         1.2      -146        -5.4           53         1.9
                  South PG County       999     0.5         39         0.6         7         0.3           12         0.4
                         The Pike     6,258     3.3        150         2.2        11         0.4           43         1.5
                                    -------------------------------------------------------------   ----------------------
  Subtotal for Suburban Maryland     42,899    22.4      1,439        21.2       384        14.3          419        15.0
                                    =============================================================   ======================
                                    -------------------------------------------------------------   ----------------------
       Total for Washington, D.C.   191,564   100.0      6,769       100.0     2,708       100.0        2,772       100.0
                                    =============================================================   ======================

*Long term net absorption is an estimate of net absorption over the last 15 years. See the Appendix for a complete methodology.

--------------------------------------------------------------------------------
The three-year average annual net absorption is calculated from the current period going back three years. Likewise, the two-year average annual forecast of net absorption is calculated from the current period going forward two years. When the Outlook is produced mid-year, the time periods referenced are also mid-year time periods.

---------------------------------------
Washington, D.C.
Submarket Standings
---------------------------------------
Largest share of long-term absorption:

                              East End
---------------------------------------
Largest share of short-term absorption:

                        Tyson's Corner
---------------------------------------
Largest share of forecasted absorption:

                             East End
---------------------------------------

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

Table 10:   Forecast of Supply by Submarket

                                                       Supply Forecast Factors                          2 Year Forecast
                                   -----------------------------------------------------------------   ----------------------
                                   Average Annual           Square Feet                                Estimated Annual
                                     Completions   Percent    Under      Percent    Planned  Percent     Completions  Percent
                                    Last 15 Years    of    Construction     of     Projects     of       Next 2 Years   of
                                      (x1000)       Metro    (x1000)      Metro     (x1000)   Metro        (x1000)     Metro
----------------------------------------------------------------------------------------------------   ----------------------
                              CBD        542        7.0         0         0.0         0       0.0            65         3.2
                     Capitol Hill        175        2.3       340        17.0         0       0.0           244        11.9
                         East End        999       12.9       364        18.2       851      67.8           366        17.9
                        Northeast          0        0.0         0         0.0         0       0.0            na          na
                        Southeast          7        0.1         0         0.0         0       0.0            na          na
                        Southwest        189        2.4       589        29.5         0       0.0           105         5.1
                  Upper Northwest         80        1.0        96         4.8         0       0.0            74         3.6
              West End/Georgetown        180        2.3         0         0.0         0       0.0            22         1.1
                                   -----------------------------------------------------------------   ----------------------
Subtotal for District of Columbia      2,172       28.0     1,389        69.5       851      67.8           877        42.8
                                   =================================================================   ======================
                                   -----------------------------------------------------------------   ----------------------
               Alexandria/Oldtown        233        3.0         0         0.0         0       0.0            27         1.3
                        Annandale         32        0.4         0         0.0         0       0.0             4         0.2
                        Chantilly        172        2.2       144         7.2         0       0.0           111         5.4
                     Crystal City        319        4.1         0         0.0         0       0.0            39         1.9
               Eisenhower Beltway         45        0.6         0         0.0         0       0.0             8         0.4
                   Fairfax/Center        324        4.2         0         0.0         0       0.0            42         2.0
                     Fairfax/City         82        1.1         0         0.0         0       0.0            10         0.5
                     Falls Church         39        0.5         0         0.0         0       0.0             6         0.3
                   Herndon/Dulles        260        3.4         0         0.0         0       0.0            30         1.5
                            I-395        264        3.4         0         0.0         0       0.0            33         1.6
                         Manassas         31        0.4         0         0.0         0       0.0             4         0.2
                           McLean         23        0.3         0         0.0         0       0.0             3         0.1
                       Merrifield        188        2.4         0         0.0         0       0.0            27         1.3
                           Reston        393        5.1         0         0.0         0       0.0            48         2.3
                 Rosslyn/Ballston        541        7.0       216        10.8         0       0.0           204        10.0
                      Springfield         41        0.5         0         0.0         0       0.0             6         0.3
                         Sterling         46        0.6         0         0.0         0       0.0             5         0.2
                   Tyson's Corner        708        9.1         0         0.0       405      32.2           106         5.2
                           Vienna         95        1.2         0         0.0         0       0.0            16         0.8
                                   -----------------------------------------------------------------   ----------------------
   Subtotal for Northern Virginia      3,836       49.5       360        18.0       405      32.2           729        35.5
                                   =================================================================   ======================

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

                                                                Washington. D.C.
--------------------------------------------------------------------------------

                                                       Supply Forecast Factors                          2 Year Forecast
                                   -----------------------------------------------------------------   ----------------------
                                   Average Annual           Square Feet                                Estimated Annual
                                     Completions   Percent    Under      Percent    Planned  Percent     Completions  Percent
                                    Last 15 Years    of    Construction     of     Projects     of       Next 2 Years   of
                                      (x1000)       Metro    (x1000)      Metro     (x1000)   Metro        (x1000)     Metro
                                   -----------------------------------------------------------------   ----------------------
                     301 Corridor          7        0.1         0         0.0         0       0.0            na         na
                         Bethesda        195        2.5       247        12.4         0       0.0           181         8.8
                Central PG County         78        1.0         0         0.0         0       0.0            10         0.5
                     Gaithersburg        187        2.4         0         0.0         0       0.0            23         1.1
                   Inside Beltway        101        1.3         0         0.0         0       0.0            14         0.7
               Kensington/Wheaton          4        0.0         0         0.0         0       0.0             2         0.1
                   North Bethesda        177        2.3         0         0.0         0       0.0            22         1.1
                  North PG County        243        3.1         0         0.0         0       0.0            40         1.9
                Route 29 Corridor         46        0.6         0         0.0         0       0.0            29         1.4
                      Shady Grove        330        4.3         0         0.0         0       0.0            46         2.3
                    Silver Spring        149        1.9         0         0.0         0       0.0            17         0.8
                  South PG County         44        0.6         0         0.0         0       0.0             5         0.2
                         The Pike        181        2.3         0         0.0         0       0.0            58         2.8
                                   -----------------------------------------------------------------   ----------------------
   Subtotal for Suburban Maryland      1,742       22.4       247        12.4         0       0.0           448        21.7
                                   =================================================================   ======================
                                   -----------------------------------------------------------------   ----------------------
       Total for Washington, D.C.      7,750      100.0      1996       100.0     1,256     100.0         2,054       100.0
                                   =================================================================   ======================

--------------------------------------------------------------------------------
Our forecast of submarket supply utilizes historical shares of new supply as well as acknowledged under-construction and planned projects to distribute our metropolitan forecast of new supply to each submarket for the next two years.

The most likely influence on the Washington, D.C. market over the next several years will be the amount of new construction. Over the next two years we estimate 2.0 million square feet will be completed annually, metro-wide. On the other hand, Table 9 shows us that 2.8 million square feet annually is the forecasted net absorption during the same period.

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

           Table 11: Forecast of Vacancy Rates and Rents by Submarket

                                   Historic and Year-end 1996 Vacancy Rates and           2 Year Forecast
                                   --------------------------------------------   -----------------------------------
                                                                                                 TW Rent Index
                                          1993        1996           1996                               Avg. Annual
                                    Vacancy Rate  Vacancy Rate  TW Rent Index     Vacancy Rate  Level  Rent Inflation
-------------------------------------------------------------------------------   -----------------------------------
                              CBD         9.8         10.8           $31.04             8.3     $35.55      7.0
                     Capitol Hill         2.5         17.7           $22.37            13.3     $24.83      6.4
                         East End         9.0         10.3           $27.59             7.7     $31.86      7.5
                        Northeast         5.0         45.8           $16.94              na         na       na
                        Southeast        30.6         20.0               na              na         na       na
                        Southwest         6.1          4.8           $28.66             4.4     $33.56      8.2
                  Upper Northwest         9.8         10.6           $25.56            10.3     $29.55      7.5
              West End/Georgetown        13.6          7.9           $28.54             4.5     $33.12      7.7
                                   --------------------------------------------   -----------------------------------
Subtotal for District of Columbia         9.1         10.4           $28.69             9.6     $32.94      7.1
                                   ============================================   ===================================
               Alexandria/Oldtown         7.9          5.1           $22.20             4.0     $26.04      8.3
                        Annandale        15.1         12.1           $20.64            10.6     $23.28      6.2
                        Chantilly        21.9         14.9           $16.58            14.1     $18.96      6.9
                     Crystal City         4.5          0.1           $25.66             0.8     $30.82      9.6
               Eisenhower Beltway        24.7         11.0           $17.65             9.6     $20.12      6.8
                   Fairfax/Center        16.3          3.4           $18.42             4.0     $21.37      7.7
                     Fairfax/City        27.4          5.6           $17.57             5.9     $20.45      7.9
                     Falls Church        16.4         13.2           $20.18            11.8     $22.71      6.1
                   Herndon/Dulles        12.8          8.4           $17.06             7.6     $19.87      7.9
                            I-395         7.9          3.6           $21.23             4.0     $25.11      8.8
                         Manassas        11.5         11.5           $20.50             9.8     $23.31      6.6
                           McLean        21.1          1.9           $22.77             1.9     $26.84      8.6
                       Merrifield        11.8          3.3           $20.60             3.6     $24.01      8.0
                           Reston        13.4          5.9           $18.87             5.6     $22.06      8.1
                 Rosslyn/Ballston         9.2          6.1           $22.94             6.5     $26.88      8.2
                      Springfield        21.9          6.8           $18.08             6.9     $20.85      7.4
                         Sterling        20.5         28.2           $16.91            21.0     $17.86      2.8
                   Tyson's Corner        17.6          2.6           $20.21             3.4     $23.70      8.3
                           Vienna        20.9          0.6           $19.80             2.3     $23.12      5.1
                                   --------------------------------------------   -----------------------------------
   Subtotal for Northern Virginia        12.6          4.8           $20.97             5.0     $24.57      8.2
                                   ============================================   ===================================

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

                                                                Washington. D.C.
--------------------------------------------------------------------------------

                                   Historic and Year-end 1996 Vacancy Rates and           2 Year Forecast
                                   --------------------------------------------   -----------------------------------
                                                                                                 TW Rent Index
                                          1993        1996           1996                               Avg. Annual
                                    Vacancy Rate  Vacancy Rate  TW Rent Index     Vacancy Rate  Level  Rent Inflation
                                   --------------------------------------------   -----------------------------------
                     301 Corridor         1.4          2.9               na              na         na       na
                         Bethesda        12.8          6.6           $22.82             9.0     $26.33      7.4
                Central PG County        21.8         16.5               na            14.6         na       na
                     Gaithersburg        18.3         10.7           $18.70             9.7     $21.22      6.5
                   Inside Beltway        20.5         24.3           $17.31            23.2     $18.51      3.4
               Kensington/Wheaton        11.0          7.7               na             7.7         na       na
                   North Bethesda        13.1          4.1           $21.54             3.5     $25.20      8.2
                  North PG County        15.2         12.9           $21.99            12.1     $24.92      6.5
                Route 29 Corridor        11.4         13.9           $19.57            15.0     $22.26      6.7
                      Shady Grove         6.9          3.8           $19.61             4.3     $23.03      8.4
                    Silver Spring        18.0         26.4           $20.40            24.7     $21.73      3.2
                  South PG County         9.3          7.2               na             6.0         na       na
                         The Pike         8.1          8.6           $20.69             8.9     $23.96      7.6
                                   --------------------------------------------   -----------------------------------
   Subtotal for Suburban Maryland        13.3         11.2           $20.56            11.2     $23.43      6.8
                                   ============================================   ===================================
                                   --------------------------------------------   -----------------------------------
       Total for Washington, D.C.        11.4          8.3           $23.32             7.6     $26.93      7.5
                                   ============================================   ===================================


--------------------------------------------------------------------------------
Combining the supply and demand forecasts of the previous tables, we can project the rent and vacancy levels by submarket for Washington, D.C.. We provide forecasts only in those submarkets where we have determined that there is sufficient stock of space or where there is currently space under construction.

The local offices in the Washington, D.C. area were reporting 2.0 million square feet of multi-tenant space under construction as of the 4th quarter of 1996. Our forecast calls for an average of 5.3 million square feet to be built each year over the next six years. The following table provides information on current projects

---------------------------------------
Washington D.C.
Submarket Standings
---------------------------------------
Highest current vacancy rate
    -----------------------------------
                             Northeast
    -----------------------------------
---------------------------------------
Largest forecasted decrease in vacancy
    -----------------------------------
                              Sterling
    -----------------------------------
---------------------------------------
Largest forecasted increase in rents
    -----------------------------------
                          Crystal City
    -----------------------------------
---------------------------------------

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

Table 12:   Multi-tenant Properties Under Construction

                        ---------------------------------------------------------------------------
                                                                              Percent     Asking
 District of Columbia   Building Name and Address                     NRA     Available    Rent
---------------------------------------------------------------------------------------------------
         Capitol Hill   00801 N CAPITOL ST NE                       81,900      100.0       na
                        801 CAPITOL ST NE
                        WASHINGTON
                        Due: 1997
                        ---------------------------------------------------------------------------
                        00010 G ST NE                              258,000       76.9       na
                        10 G ST NE
                        WASHINGTON
                        Due: 1997
                        ---------------------------------------------------------------------------

                        ---------------------------------------------------------------------------
                                                                       Weighted Average Asking Rent
                        # of Buildings       NRA    Percent Available          Net         Gross
                        ---------------------------------------------------------------------------
Subtotal for Capitol Hill     2            339,900        82.5                 na            na
                        ===========================================================================

                        ---------------------------------------------------------------------------
                                                                              Percent     Asking
                        Building Name and Address                     NRA     Available    Rent
---------------------------------------------------------------------------------------------------
             East End   00600 13TH ST NW                            237,630     46.5    25.00/32.00
                        600 13TH ST NW                                                     (NNN)
                        WASHINGTON
                        Due: 1997
                        ---------------------------------------------------------------------------
                        TOWER BUILDING                              125,700     87.7    28.00/33.00
                        1401 K ST NW                                                        (G)
                        WASHINGTON
                        Due: 1997
                        ---------------------------------------------------------------------------

                        ---------------------------------------------------------------------------
                                                                       Weighted Average Asking Rent
                        # of Buildings       NRA    Percent Available          Net         Gross
                        ---------------------------------------------------------------------------
Subtotal for East End         2            363,330        60.8                 $28.50      $30.50
                        ===========================================================================

                        ---------------------------------------------------------------------------
                                                                              Percent     Asking
                        Building Name and Address                     NRA     Available    Rent
---------------------------------------------------------------------------------------------------
            Southwest   PORTALS PH 2                                588,500     23.4        na
                        445 12TH ST SW
                        WASHINGTON
                        Due: 1998
                        ---------------------------------------------------------------------------

                        ---------------------------------------------------------------------------
                                                                       Weighted Average Asking Rent
                        # of Buildings       NRA    Percent Available          Net         Gross
---------------------------------------------------------------------------------------------------
Subtotal for Southwest    1                 588,500        23.4                 na          na
                        ===========================================================================

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

                                                                Washington. D.C.
--------------------------------------------------------------------------------

                        ---------------------------------------------------------------------------
                                                                              Percent     Asking
 District of Columbia   Building Name and Address                     NRA     Available    Rent
---------------------------------------------------------------------------------------------------
      Upper Northwest   4001 BRANDYWINE ST                          50,000      136.6       22.00
                        4001 BRANDYWINE ST NW                                               (G)
                        WASHINGTON
                        Due: 1997
                        ---------------------------------------------------------------------------
                        MACARTHUR PROF. CTR                         45,839       71.1   18.00/23.00
                        5185 MACARTHUR BLVD NW                                             (NNN)
                        WASHINGTON
                        Due: 1997
                        ---------------------------------------------------------------------------

                        ---------------------------------------------------------------------------
                                                                       Weighted Average Asking Rent
                        # of Buildings       NRA    Percent Available          Net         Gross
                        ---------------------------------------------------------------------------
Subtotal for Upper Northwest   2             95,839       105.3               $20.50       $22.00
                        ===========================================================================

                        ---------------------------------------------------------------------------
                                                                              Percent     Asking
    Northern Virginia   Building Name and Address                     NRA     Available    Rent
---------------------------------------------------------------------------------------------------
            Chantilly   AEROSPACE CORP BLDG                         144,375     37.7    22.75
                        15049 CONFERENCE CENTER DR                                        (G)
                        CHANTILLY
                        Due: 1997
                        ---------------------------------------------------------------------------

                        ---------------------------------------------------------------------------
                                                                       Weighted Average Asking Rent
                        # of Buildings       NRA    Percent Available          Net         Gross
                        ---------------------------------------------------------------------------
Subotal for Chantilly          1             144,375      37.7                na           $22.75
                        ===========================================================================

                        ---------------------------------------------------------------------------
                                                                              Percent     Asking
                        Building Name and Address                     NRA     Available    Rent
---------------------------------------------------------------------------------------------------
     Rosslyn/Ballston   1200 WILSON BLVD                            138,542     100.0        26.00
                        1200 WILSON BLVD                                                      (G)
                        ROSSLYN
                        Due: 1997
                        ---------------------------------------------------------------------------
                        AUSA BUILDING                                77,000      60.9   25.00/26.00
                        2425 WILSON BLVD                                                      (G)
                        ARLINGTON
                        Due: 1997
                        ---------------------------------------------------------------------------

                        ---------------------------------------------------------------------------
                                                                       Weighted Average Asking Rent
                        # of Buildings       NRA    Percent Available          Net         Gross
                        ---------------------------------------------------------------------------
Subtotal for Rosslyn/Ballston  2             215,542      86.0                na           $25.87
                        ===========================================================================

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

                        ---------------------------------------------------------------------------
                                                                              Percent     Asking
    Suburban Maryland   Building Name and Address                     NRA     Available    Rent
---------------------------------------------------------------------------------------------------
             Bethesda   PHILLIPS BLDG                               125,000     74.7    20.00
                        7900 NORFOLK AVE                                                  (G)
                        BETHESDA
                        Due: 1997
                        ---------------------------------------------------------------------------
                        FAIRMONT BUILDING                           122,390     89.9    23.50
                        7735 OLD GEORGETOWN RD                                            (G)
                        BETHESDA
                        Due: 1997
                        ---------------------------------------------------------------------------

                        ---------------------------------------------------------------------------
                                                                       Weighted Average Asking Rent
                        # of Buildings       NRA    Percent Available          Net         Gross
                        ---------------------------------------------------------------------------
Subtotal for Bethesda          2             247,390      82.2                 na          $21.89
                        ===========================================================================

                        ---------------------------------------------------------------------------
                                                                       Weighted Average Asking Rent
                        # of Buildings       NRA    Percent Available          Net         Gross
                        ---------------------------------------------------------------------------
Total for Washington, D.C.     12           1,994,876    59.3               $26.68        $24.69
                        ===========================================================================

--------------------------------------------------------------------------------
This table reports only multi-tenant buildings that were under construction as of 4th quarter, 1996. We do track single tenant or build-to-suit construction for the purposes of estimating absorption and making forecasts.

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

[GRAPHIC OMITTED]

                        SUBURBAN CHICAGO MARKET ANALYSIS
                            PRENTISS OFFICE PORTFOLIO

                           Suburban Chicago, Illinois

                                DATE OF ANALYSIS

                                   August 1997

                                  PREPARED FOR

                              LEHMAN BROTHERS, INC.
                            3 World Financial Center
                            New York, New York 10285

                                   PREPARED BY

                 CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC.
                        CAPITAL MARKETS SUPPORT SERVICES
                         2500 West Loop South, Suite 100
                            Houston, Texas 77027-4502

             [LETTERHEAD OF CB COMMERCIAL REAL ESTATE GROUP, INC.]

August 15, 1997

Mr. Mark H. Mauldin
LEHMAN BROTHERS, INC.
3 World Financial Center
New York, New York  10285

RE: Suburban Chicago Market Analysis
    Prentiss Office Portfolio
    Suburban Chicago, Illinois
    CBC File No. 97-301

Dear Mr. Mauldin:

At your request and authorization, CB Commercial Real Estate Group, Inc. has prepared a Market Analysis for the Prentiss Office Portfolio located in the Chicago, Illinois area.

The subject consists of two, institutional quality, office developments having a combined total of 226,076 SF of net rentable area. The Chicago market has an average occupancy of 90%. Overall this market area is stabilized and showing relatively stable rental rates.

This report may be relied upon by Lehman Brothers and its successors and assigns in determining whether to make a loan evidenced by a note (the "Property Note") secured by the property. This report may be relied upon by any purchaser or assignee of the Property Note in determining whether to purchase the Property Note from Lehman Brothers and its successors and assigns and by any rating agency rating securities secured by, or representing an interest in the Property Note. This report may be referred to, quoted in and included with materials offering for sale the Property Note or an interest therein for sale. This report may be relied upon by persons acquiring the Property Note or an interest in the Property Note. This report speaks as of the date prepared.

It has been a pleasure to assist you in this assignment. If you have any questions concerning the analysis, or if CB Commercial Real Estate Group, Inc. can be of further service, please do not hesitate to contact us.

Respectfully submitted,

CB COMMERCIAL REAL ESTATE GROUP, INC.
CAPITAL MARKETS SUPPORT SERVICES

by:


/s/ Jason T. Hutchins
-------------------------------
Jason T. Hutchins
Project Manager

JTH

================================================================================
                                                        SUMMARY OF SALIENT FACTS
--------------------------------------------------------------------------------

                            SUMMARY OF SALIENT FACTS

Property Name:                              PRENTISS PROPERTIES PORTFOLIO

Location:                                   O'Hare and Deerfield Submarkets,
                                            Suburban Chicago, Illinois

Property Description:                       O'Hare Plaza II is an eleven-story,
                                            Class A suburban office building.
                                            The Property was developed in 1986.
                                            1717 Deerfield is a three-story,
                                            Class A suburban office building.
                                            The property was constructed in 1985
                                            and contains 137,904 square feet.

Date of Analysis:                           August 1,1997

Improvements

Number of Buildings:                        2

Number of Stories:                          3 - 11

Gross Building Area:                        371,554 SF

Net Rentable Area:                          371,554 SF

Avg. Year Built:                            1985 - 1986

Condition:                                  Good

Effective Age:                              11 Years

Market Financial indicators

Current Occupancy:                          90.1%

Stabilized Occupancy:                       90.0%

Estimated Absorption:                       Market is stabilized.

Market Rental Rate:                         $15.00 - $16.00 PSF

Tenant Improvements (New Leases):           $15.00 Per SF

Tenant Improvements (Renewal Leases):       $5.00 Per SF

Leasmg Commissions (New Leases):            5.0%

Leasing Commissions (Renewal Leases):       2.0%

================================================================================
                                                               TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

SUMMARY OF SALIENT FACTS..................................................... ii

TABLE OF CONTENTS........................................................... iii

TRADE AREA ANALYSIS........................................................... 1

COMPETITIVE MARKET TREND ANALYSIS............................................. 3

MARKETABILITY CONCLUSIONS..................................................... 7

ADDENDA
  A    Improved Comparable Sales
  B    Demographics
  C    CB Commercial OfficeMarket Statistics
  D    Torto Wheaton Research Data


================================================================================

================================================================================
                                                             TRADE AREA ANALYSIS
--------------------------------------------------------------------------------

                               TRADE AREA ANALYSIS

Regional Influences

The population of the Chicago metropolitan statistical area was 7.73 million making it the 3rd largest in the country as of the end of first quarter 1996. The Chicago, IL MSA consists of the nine counties Cook, DeKalb, DuPage, Grundy, Kane, Kendall, Lake, McHenry, and Will. The central cities within the MSA are Chicago, Aurora, Elgin, Joliet, Evanston, North Chicago, and DeKalb. The median per capita personal income in 1995 for the MSA was $27,309 which is 18% above the national level. The cost of doing business is 10% above the national average.

Industries concentrated in Chicago include security & commodity brokers, air transportation, electronic equipment, insurance carriers, and printing/publishing. The top major employers of the area include Sears Roebuck, Jewel Food Stores, Motorola, Ameritech, and Dominick's Finer Foods. Other employers include UAL, First Chicago and AT&T.

Location

The trade area is located in suburban Chicago within the submarkets designated as Lake County and O'Hare. From a geographic perspective the areas analyzed are defined Deerfield, Illinois, and the Chicago PMSA.

Demographics

Population growth and new household formations have been on an upward trend within the overall subject trade area, while remaining stable in the local submarket.

Selected trade area demographics are shown in the following table:

--------------------------------------------------------------------------------

================================================================================
                                                             TRADE AREA ANALYSIS
--------------------------------------------------------------------------------
                        SELECTED METRO AREA DEMOGRAPHICS
                              SUBJECT'S LOCAL AREA
================================================================================
                                                                      Chicago
                                              Deerfield, IL            PMSA
--------------------------------------------------------------------------------
Population
      2001 Estimate                                  18,434           7,984,063
      1996 Estimate                                  18,202           7,774,982
      1990 Census                                    17,327           7,410,858
      1996 - 2001 % Change                              0.0%                2.7%
Households
      2001 Estimate                                   6,264           2,854,099
      1996 Estimate                                   6,186           2,789,197
      1990 Census                                     5,892           2,671,540
      1996 - 2001 % Change                            -0.6%                 2.3%
2001 Median Household Income                       $106,533             $51,463
1996 Median Household Income                        $88,847             $43,673
1996 Average Household Income                      $113,473             $56,329
1990 Average Home Value                            $255,647            $135,409
1990 % College Graduates                               59.7%               24.4%
--------------------------------------------------------------------------------
Source:  Strategic Mapping, Inc.
Compiled by: CB Commercial
================================================================================

Trends and Conclusions

The outlook is for relatively stable performance with moderate improvement over the next several years. As a result, the demand for existing developments is expected to be good. Generally, the trade area is expected to maintain a relatively stable growth pattern in the foreseeable future.

--------------------------------------------------------------------------------

================================================================================
                                               COMPETITIVE MARKET TREND ANALYSIS
--------------------------------------------------------------------------------

                        COMPETITIVE MARKET TREND ANALYSIS

COMPETITIVE OVERALL AND SUBMARKET SUPPLY

In order to research the market, we have relied upon data published by Torto Wheaton Research, KOLL, and CB Commercial Real Estate Appraisal Services Group.

MARKET SUMMARY

Selected market statistics for the subject trade area are shown in the following table:

=================================================================================================
                               MARKET STATISTICS
-------------------------------------------------------------------------------------------------
Category                                          Source   Chicago Total   Lake County    O'Hare
-------------------------------------------------------------------------------------------------
Existing Supply (SF X 1,000)                        (1)          188,619         6,077    12,847
                                                    (3)                          6,071    12,850
Under Construction (SF X 1,000)                     (1)              693           125         0
Construction - 2 YR Annual Forecast (SF X 1,000)    (1)            1,788           182        90
Absorption - 3YR Avg. (SF X 1,000)                  (1)            3,145            41       215
Absorption - 2 YR Annual Forecast (SF X 1,000)      (1)            1,860           251       131
1996 Occupancy                                      (1)             86.0%         87.2%     86.1%
2nd Qtr 1997 Occupancy                              (3)                           89.5%     87.0%
Occupancy - 2 YR Forecast                           (1)             86.3%         90.0%     86.9%
Average Rent PSF - 1996                             (1)           $21.69        $20.82    $19.29
Average Rent PSF - 1st Qtr 1997                     (3)                         $29.27    $23.43
Average Rent PSF - 2 YR Forecast                    (1)           $24.17        $23.47    $21.53
Annual Rent Inflation - 2 YR Forecast               (1)              5.6%          6.2%      5.6%
-------------------------------------------------------------------------------------------------
Source codes:
(1) Torto Wheaton Research
(2) KOLL National Real Estate Index
(3) CB Commercial
=================================================================================================

MARKET RENT/DEMAND TRENDS

The following table presents the trends in rental rates and occupancy for the Chicago area and local submarkets over the past five years:

--------------------------------------------------------------------------------

================================================================================
                                               COMPETITIVE MARKET TREND ANALYSIS
--------------------------------------------------------------------------------

==============================================================================================
                                 MARKET TRENDS
                                  1992 - 1996
----------------------------------------------------------------------------------------------
                       Chicago MSA                Lake County              0'Hare Submarket
                 -----------------------     ----------------------     ----------------------
   Date          Rent PSF      Occupancy     Rent PSF     Occupancy     Rent PSF     Occupancy
----------------------------------------------------------------------------------------------
   1992             $16.42         80.7%       N/A            86.5%       N/A            80.6%
   1993             $16.23         81.2%       N/A            88.0%       N/A            81.2%
   1994             $17.55         83.1%       N/A            87.7%       N/A            79.5%
   1995             $18.74         84.8%       N/A            90.4%       N/A            84.8%
   1996             $21.69         86.0%       $20.82         87.2%       $19.29         86.1%
1997 Forecast       $23.01         86.4%       $23.47         90.0%       $21.53         86.9%
----------------------------------------------------------------------------------------------
  Source:    Torto Wheaton Research
==============================================================================================

MARKET RENT TRENDS

In addition to the Torto Wheaton Research and KOLL surveys, a number of rent comparables have been surveyed in order to identify the performance trends within the subject's immediate submarket. CB Commercial surveyed competitive properties and lease transactions for comparison to the subject. The selected comparable rentals are summarized in the following summary chart.

=======================================================================================================================
                               COMPARABLE RENTALS SUMMARY - PRENTISS PROPERTIES PORTFOLIO
-----------------------------------------------------------------------------------------------------------------------
Comp.                                     Avg. Rent PSF        Pct.       Exp.         Ten. Imp.      Leas. Comm.  Pct.
 No.    Location              Size (NRA)  1996     1997        Inc.      Reimb.       New     Renew   New   Renew  Occ.
-----------------------------------------------------------------------------------------------------------------------
1       777 Big Timber Road   118,000 SF           $10.00 Net              Net       $30.00                        100%
        Elgin, IL

2       Executive Tower       223,120 SF           $14.50                 $7.07                                    N/A
        West I, Downers
        Grove, IL
3       3075 Highland         244,000 SF           $15.25                 $7.30                                     0%
        Parkway, Downers
        Grove, IL
4       9525 West Bryn Mawr   238,941 SF   $24.05  $25.62       7%    Full Service   $15.00   $5.00   5.0%   2.0%  99%
        Ave, Rosemont, IL

5       8750 & 8770 West      625,960 SF   $11.10  $11.87       7%        $12.99     $15.00   $5.00   5.0%   2.0%  97%
        Bryn Mawr Ave,
        Rosemont, IL
-----------------------------------------------------------------------------------------------------------------------
   Average:                   290,004 SF   $17.57  $16.81                            $20.00   $5.00   5.0%   2.0%  74%
-----------------------------------------------------------------------------------------------------------------------
   Compiled by: CB Commercial
=======================================================================================================================

The rental rates of the comparables range from $10.00 to $15.25 per square foot on a net lease basis. Quoted occupancy rates range from 0% to 100%. Rental rates appear to be relatively stable at this time. However, there is a considerable amount of new and planned construction in market at this time. Please refer to the Addenda for details on recent construction trends.

--------------------------------------------------------------------------------

================================================================================
                                               COMPETITIVE MARKET TREND ANALYSIS
--------------------------------------------------------------------------------

MARKET EXPENSE RATES

The following industry survey expense data is reported for the local market area:

============================================================================================
                                PRENTISS PROPERTIES PORTFOLIO
                                   COMPARABLE EXPENSE DATA
--------------------------------------------------------------------------------------------
                                                                                     BOMA
                                    COMP 1          COMP 2          COMP 3          MEDIAN
                                  ------------    -----------     ----------       ---------
Location                          Rosemont, IL    Chicago, IL     Itasca, IL        Chicago
NRA(SF)                             238,941         625,960         525,139        Suburban
Expense Year                         1996            1996            1996            1996
Effective Gross Income PSF:         $25.36          $19.33          $20.31

Unit of Comparison                    PSF             PSF             PSF             PSF
                                  ------------    -----------     ----------       ---------
Expenses
      Real Estate Taxes              $4.68           $3.56           $1.66           $3.56
      Insurance                      $0.06           $0.19           $0.06           $0.15
      Janitorial                     $0.00           $1.03           $0.71           $0.00
      General Operating*             $2.92           $2.79           $2.77           $2.78
      Utilities                      $1.16           $1.29           $1.07           $1.37
      Allowance for Replacements     $0.00           $0.00           $0.00           $0.00
      Management Fees                $1.11           $0.40           $0.48           $0.53
                                  ------------    -----------     ----------       ---------
Total Expenses                       $9.93           $9.26           $6.74           $8.39
--------------------------------------------------------------------------------------------
      * Includes maintenance and repairs, administrative, and contract services.

Source: Actual operating statements, BOMA Experience Exchange Report 1996, and
        IREM Income/Expense Analysis Report 1998

Compiled By: CB Commercial
============================================================================================

MARKET CAPITAL EXPENDITURES

The rent comparables surveyed reported the following capital expenditures for new and renewal leases:

--------------------------------------------------------------------------------

================================================================================
                                               COMPETITIVE MARKET TREND ANALYSIS
--------------------------------------------------------------------------------

================================================================================
                                CAPITAL EXPENSES
--------------------------------------------------------------------------------
Capital Expense Category                            Range Reported
--------------------------------------------------------------------------------
Renewal Probability                             60%        to       85%
Tenant Improvements (New Leases)             $15.00 PSF    to    $30.00 PSF
Tenant Improvements (Renewal Leases)          $3.00 PSF    to     $5.00 PSF
Weighted Average Tenant Improvements          $7.80 PSF    to     $8.75 PSF
Leasing Commissions (New Leases)                4.0%       to      6.0%
Leasing Commissions (Renewal Leases)            2.0%       to      3.0%
Weighted Average Leasing Commissions            2.8%       to      3.5%
--------------------------------------------------------------------------------
Compiled by:  CB Commercial
--------------------------------------------------------------------------------
COMPARABLE SALES DATA AND TRENDS
================================================================================

The following table provides a summary of the comparable sales. A more detailed description of each transaction is included in the Addenda.

============================================================================================================
                            IMPROVED SALE SUMMARY - PRENTISS PROPERTIES PORTFOLIO
------------------------------------------------------------------------------------------------------------
Sale         Name               Location        Date of    Size      Price PSF     OCC      NOI PSF     OAR
 No.                                              Sale      (NRA)
------------------------------------------------------------------------------------------------------------
  1   300 Park Plaza      300 Park Plaza,        Jan-97    152,500    $196.07      100%     $25.61    13.06%
                          Lisle, IL
  2   Centennial Center   1900 E. Golf Road,     Dec-96    265,430    $90.42       96%       $8.17     9.04%
                          Schaumburg, IL
  3   Oakbrook Terrace    1815 South Meyers      Dec-96    247,235    $120.84      100%     $15.23    12.60%
      Corporate Center    Road, Oakbrook
      III                 Terrace, IL
  4   1717 Deerfield Road 1717 Deerfield Road,   Dec-96    137,904    $156.27      100%     $16.67    10.67%
                          Deerfield, IL
  5   One Lincoln Centre  184W400 Butterfield    Nov-96    293,959    $170.60      91%      $16.65     9.76%
                          Road, Oakbrook
                          Terrace, IL
------------------------------------------------------------------------------------------------------------
  Compiled by:  CB Commercial
============================================================================================================

--------------------------------------------------------------------------------

================================================================================
                                                       MARKETABILITY CONCLUSIONS
--------------------------------------------------------------------------------

                            MARKETABILITY CONCLUSIONS

================================================================================
                         PRENTISS PROPERTIES PORTFOLIO
                                  CONCLUSIONS
================================================================================
   Category                                                  Amount
--------------------------------------------------------------------------------
   Current Occupancy:                                90.1%
   Stabilized Occupancy:                             90.0%
   Estimated Absorption:                             Market is stabilized.
   Expenses (Range of Comparable Data):              $6.74 - $9.93 PSF
   Market Expenses:                                  $9.50/SF/YR
   Market Rental Rate:                               $15.00 - $16.00 PSF
   Type of Lease:                                    Triple Net
   Tenant Impr. Range (New Leases):                  $15.00 - $30.00 PSF
   Tenant Improvements (New Leases):                 $15.00/SF
   Tenant Impr. Range (Renewal Leases):              $3.00 - $5.00 PSF
   Tenant Improvements (Renewal Leases):             $5.00/SF
   Leasing Commis. Range (New Leases):               4.0% - 6.0%
   Leasing Commissions (New Leases):                 5.0%
   Leasing Commis. Range (Renewal Leases):           2.0% - 3.0%
   Leasing Commissions (Renewal Leases):             2.0%
   Average Lease Term                                5 Years
--------------------------------------------------------------------------------
   Compiled By: CB Commercial
================================================================================

--------------------------------------------------------------------------------

================================================================================
                                                                         ADDENDA
--------------------------------------------------------------------------------

                                     ADDENDA

--------------------------------------------------------------------------------

================================================================================
                                            ADDENDUM A IMPROVED COMPARABLE SALES
--------------------------------------------------------------------------------


                                   Addendum A

                           IMPROVED COMPARABLE SALES

--------------------------------------------------------------------------------

====================================================================================================================================
                                             SUMMARY OF COMPARABLE OFFICE BUILDING SALES

====================================================================================================================================

                                                     Number
Sale                                Sale     Year      of      Building Size   Occupancy                Price Per
No.   Name / Location               Date     Built   Stories       (NRA)        at Sale   Sale Price       SF        OER       OAR
====================================================================================================================================
 1    1717 Deerfield Road           12/96    1985       3         137,904         100%    $21,550,000   $156.27       N/A    10.67%
      1717 Deerfield Road
      Deerfield, IL
 1    Centennial Center             12/96    1980      14         265,430          96%    $24,000,000   $ 90.42       N/A     9.04%
      1900 E. Golf Road
      Schaumburg, IL
 3    300 Park Plaza                01/97    1988       4         152,500         100%    $29,900,000   $196.07       N/A    13.06%
      300 Park Plaza
      Lisle, IL
 4    Oakbrook Terrace Corporate
      Center III                    12/96    1991      10         247,235         100%    $29,875,000   $120.84       N/A    12.60%
      1815 South Meyers Road
      Oakbrook Terrace, IL
 5    One Lincoln Centre            11/96    1986      16         293,959          91%    $50,150,000   $170.60      36.14%   9.76%
      184W400 Butterfield Road
      Oakbrook Terrace, IL
------------------------------------------------------------------------------------------------------------------------------------
Compiled by: CB Commercial
------------------------------------------------------------------------------------------------------------------------------------

                                                       OFFICE BUILDING SALE    1
================================================================================

Location Data

       Property Name:                    1717 Deerfield Road
       Location:                         1717 Deerfield Road
       City:                             Deerfield
       County:                           Lake
       State/Zip:                        Illinois
       Assessor's Parcel No(s):          N/A
       Atlas Reference:                  N/A

Physical Data

       Type:                             Suburban
       Land Area:                        7.0900 Acres
       Gross Building Area:              137,904 SF
       Net Rentable Area:                137,904 SF
       Usable Building Area:             137,904 SF
       Year Built:                       1985
       # of Stories:                     3
       Parking:                          477 spaces
       Condition:                        Good
       Exterior Walls:                   Glass Panels
       Amenities:                        N/A
       Class:                            A

Sale Data

       Transaction Type:                 Sale
       Date of Transaction:              12/96
       Marketing Time:                   N/A
       Grantor:                          European American Realty
       Grantee:                          Prentiss Properties
       Document No.:                     3910398
       Sale Price:                       $21,550,000
       Financing:                        Cash to Seller
       Cash Equivalent Price:            $21,550,000
       Required Capital Cost:            $0
       Adjusted Sale Price:              $21,550,000
       Verification:                     Cushman & Wakefield & Prentiss

Financial Data

       Assumptions & Forecast:           Buyer
       Occupancy at Sale:                100%
       Existing or Pro Forma Income:     Pro Forma
                                         TOTAL             P.S.F.
                                         ---------         ------
       Potential Gross Income:           N/A               N/A
       Vacancy and Credit Loss:          N/A               N/A
       Effective Gross Income:           N/A               N/A
       Expenses:                         N/A               N/A
       Net Operating Income:             $2,298,643        $16.67


--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                       OFFICE BUILDING SALE    1
================================================================================

Analysis

        Buyers Underwriting Criteria:            Direct Cap and DCF
        Overall Capitalization Rate (OAR):       10.67%
        Projected IRR:                           N/A%
        Effective Gross Multiplier (EGIM):       N/A
        Operating Expense Ratio (OER):           N/A%
        Price Per Square Foot:                   $156.27

Comments

        This is the sale of a three-story Class A office building constructed in 1985. The building was developed by LaaSalle Partners in 1985 and was fully occupied by Premark during 1987. Premark subsequently subleased the first and second floors to Dade International, who will become the direct tenant on the second floor as of May 1997. The new Dade International lease will be coterminus with the Premark sublease, which expires on April 30, 2003. The building sold for $21,550,000 or $156.27 per square foot.


                                  CB COMMERCIAL
--------------------------------------------------------------------------------

                                                       OFFICE BUILDING SALE    1
================================================================================

Location Data

        Property Name:                   Centennial Center
        Location:                        1900 E. Golf Road
        City:                            Schaumburg
        County:                          Cook
        State/Zip:                       Illinois
        Assessor's Parcel No(s):         N/A
        Atlas Reference:                 N/A

Physical Data

       Type:                             Suburban
       Land Area:                        12.9600 Acres
       Gross Building Area:              296,575 SF
       Net Rentable Area:                265,430 SF
       Usable Building Area:             N/A
       Year Built:                       1980
       # of Stories:                     14
       Parking:                          37 spaces/1,000 square feet
       Condition:                        Good
       Exterior Walls:                   Glass Panels
       Amenities:                        On-site food service, 24 hr. security
       Class:                            A

Sale Data

       Transaction Type:                 Contract
       Date of Transaction:              12/96
       Marketing Time:                   N/A
       Grantor:                          Metropolitan Life Insurance Company
       Grantee:                          Great Lakes REIT
       Document No.:                     N/A
       Sale Price:                       $24,000,000
       Financing:                        Market Terms
       Cash Equivalent Price:            $24,000,000
       Required Capital Cost:            $0
       Adjusted Sale Price:              $24,000,000
       Verification:                     Confidential Source

Financial Data

       Assumptions & Forecast:           Buyer
       Occupancy at Sale:                96%
       Existing or Pro Forma Income:     Pro Forma
                                         TOTAL             P.S.F.
                                         ---------         ------
       Potential Gross Income:           N/A               N/A
       Vacancy and Credit Loss:          N/A               N/A
       Effective Gross Income:           N/A               N/A
       Expenses:                         N/A               N/A
       Net Operating Income:             $2,169,752        $8.17


                                  CB COMMERCIAL
--------------------------------------------------------------------------------

                                                       OFFICE BUILDING SALE    1
================================================================================

Analysis

        Buyers Underwriting Criteria:
        Overall Capitalization Rate (OAR):       9.04%
        Projected IRR:                           N/A%
        Effective Gross Multiplier (EGIM):       N/A
        Operating Expense Ratio (OER):           N/A%
        Price Per Square Foot:                   $90.42

Comments

        This Class A building is located just north of Woddfield Mall, with good visibility from I-90 & Rte. 53. The transaction was scheduled to close by year-end 1996.


                                  CB COMMERCIAL
--------------------------------------------------------------------------------

                                                       OFFICE BUILDING SALE    3
================================================================================

Location Data

       Property Name:                    300 Park Plaza
       Location:                         300 Park Plaza
       City:                             Lisle
       County:                           DuPage
       State/Zip:                        Illinois
       Assessor's Parcel No(s):          N/A
       Atlas Reference:                  N/A

Physical Data

       Type:                             Suburban
       Land Area:                        13.3900 Acres
       Gross Building Area:              N/A
       Net Rentable Area:                152,500 SF
       Usable Building Area:             N/A
       Year Built:                       1988
       # of Stories:                     4
       Parking:                          N/A
       Condition:                        Good
       Exterior Walls:                   Glass Panels
       Amenities:                        N/A
       Class:                            A

Sale Data

       Transaction Type:                 Contract
       Date of Transaction:              01/97
       Marketing Time:                   N/A
       Grantor:                          N/A
       Grantee:                          TMW Real Estate Group
       Document No.:                     N/A
       Sale Price:                       $29,900,000
       Financing:                        Cash to Seller
       Cash Equivalent Price:            $29,900,000
       Required Capital Cost:            $0
       Adjusted Sale Price:              $29,900,000
       Verification:                     C&W

Financial Data

       Assumptions & Forecast:           Buyer
       Occupancy at Sale:                100%
       Existing or Pro Forma Income:     Existing
                                         TOTAL             P.S.F.
                                         --------          ------
       Potential Gross Income:           N/A               N/A
       Vacancy and Credit Loss:          N/A               N/A
       Effective Gross Income:           N/A               N/A
       Expenses:                         N/A               N/A
       Net Operating Income:             $3,905,525        $25.61


                                  CB COMMERCIAL
--------------------------------------------------------------------------------

                                                       OFFICE BUILDING SALE    3
================================================================================

Analysis

        Buyers Underwriting Criteria:            Direct Cap and DCF
        Overall Capitalization Rate (OAR):       13.06%
        Projected IRR:                           N/A%
        Effective Gross Multiplier (EGIM):       N/A
        Operating Expense Ratio (OER):           N/A%
        Price Per Square Foot:                   $196.07

Comments

        This building is fully occupied by Allied Van Lines, a privately held company. The current lease expires in November 2003. At the time of sale, the net operating income was $25.61 per square foot. The overall rate was reportedly high due to the above market rent associated with the existing lease to Allied Van Lines. The property was in good condition at the time of sale.


                                  CB COMMERCIAL
--------------------------------------------------------------------------------

                                                       OFFICE BUILDING SALE    4
================================================================================

Location Data

       Property Name:                    Oakbrook Terrace Corporate Center III
       Location:                         1815 South Meyers Road
       City:                             Oakbrook Terrace
       County:                           DuPage
       State/Zip:                        Illinois      60148
       Assessor's Parcel No(s):          06-21-308-002 ET AL
       Atlas Reference:                  N/A

Physical Data

        Type:                            Suburban
        Land Area:                       6.6000 Acres
        Gross Building Area:             N/A
        Net Rentable Area:               247,235 SF
        Usable Building Area:            N/A
        Year Built:                      1991
        # of Stories:                    10
        Parking:                         Surface and covered parking
        Condition:                       Good
        Exterior Walls:                  Concrete
        Amenities:                       Health club, food service, conference
                                         room and vending area
        Class:                           A

Sale Data

       Transaction Type:                 Sale
       Date of Transaction:              12/96
       Marketing Time:                   8 months
       Grantor:                          Oak Brook Terrace Corp Ctr III LLC
       Grantee:                          OTB Partners North
       Document No.:                     R96-208273
       Sale Price:                       $29,875,000
       Financing:                        Cash to Seller
       Cash Equivalent Price:            $29,875,000
       Required Capital Cost:            $0
       Adjusted Sale Price:              $29,875,000
       Verification:                     Mike Caprille, CB Commercial

Financial Data

       Assumptions & Forecast:           Buyer
       Occupancy at Sale:                100%
       Existing or Pro Forma Income:     Pro Forma
                                         TOTAL             P.S.F.
                                         ---------         ------
       Potential Gross Income:           N/A               N/A
       Vacancy and Credit Loss:          N/A               N/A
       Effective Gross Income:           N/A               N/A
       Expenses:                         N/A               N/A
       Net Operating Income:             $3,764,250        $15.23


                                  CB COMMERCIAL

--------------------------------------------------------------------------------

                                                       OFFICE BUILDING SALE    4
================================================================================

Analysis
        Buyers Underwriting Criteria:
        Overall Capitalization Rate (OAR):       12.60%
        Projected IRR:                           N/A%
        Effective Gross Multiplier (EGIM):       N/A
        Operating Expense Ratio (OER):           N/A%
        Price Per Square Foot                    $120.84

Comments

        The property was reportedly purchased based on an approximate 12.6 percent OAR with a cash-on-cash return in the high 9 percent range. The comparatively high OAR reflects an above market lease to Platinum Technology, a software development company which occupies approximately 68 percent of the building on a triple net lease which expires in December, 2002. The property was originally being marketed along with Oakbrook Corporate Center I, which was subsequently foreclosed upon and withdrawn from the market. The extended marketing time of 8 months reflects the extenuating circumstances associated with the original marketing efforts and is not reflective of current marketing times for quality office buildings in the Oak Brook area. Additional parcels numbers are 06-21-308-017 and -018.


                                  CB COMMERCIAL
--------------------------------------------------------------------------------

                                                       OFFICE BUILDING SALE    5
================================================================================

Location Data

       Property Name:                    One Lincoln Centre
       Location:                         184W400 Butterfield Road
       City:                             Oakbrook Terrace
       County:                           DuPage
       State/Zip:                        Illinois
       Assessor's Parcel No(s):          06-21-402-028,032,03
       Atlas Reference:                  N/A

Physical Data

       Type:                             Suburban
       Land Area:                        5.3200 Acres
       Gross Building Area:              309,907 SF
       Net Rentable Area:                293,959 SF
       Usable Building Area:             N/A
       Year Built:                       1986
       # of Stories:                     16
       Parking:                          5-level parking garage
       Condition:                        Good
       Exterior Walls:                   Glass Panels
       Amenities:                        Cafeteria and sundry shop
       Class:                            A

Sale Data

       Transaction Type:                 Sale
       Date of Transaction:              11/96
       Marketing Time:                   5 months
       Grantor:                          Teachers Insurance & Annuity Assoc. of
                                         America
       Grantee:                          Cornerstone Oak Brook, Inc.
       Document No.:                     R96-183471
       Sale Price:                       $50,150,000
       Financing:                        Market Terms
       Cash Equivalent Price:            $50,150,000
       Required Capital Cost:            $0
       Adjusted Sale Price:              $50,150,000
       Verification:                     Seller

Financial Data

       Assumptions & Forecast:           Seller
       Occupancy at Sale:                91%
       Existing or Pro Forma Income:     Pro Forma
                                         TOTAL          P.S.F.
                                         ---------      ------
       Potential Gross Income:           $7,666,560        $26.08
       Vacancy and Credit Loss:          N/A               N/A
       Effective Gross Income:           $7,666,560        $26.08
       Expenses:                         $2,771,061         $9.43
       Net Operating Income:             $4,895,499        $16.65


                                  CB COMMERCIAL
--------------------------------------------------------------------------------

                                                       OFFICE BUILDING SALE    5
================================================================================

Analysis

        Buyers Underwriting Criteria:
        Overall Capitalization Rate (OAR):       9.76%
        Projected IRR:                           N/A%
        Effective Gross Multiplier (EGIM):       6.54
        Operating Expense Ratio (OER):           36.14%
        Price Per Square Foot:                   $170.60

Comments

        This property is located near the northwest corner of the intersection of 22nd Street and Butterfield Road, in Oak Brook Terrace.


                                  CB COMMERCIAL
--------------------------------------------------------------------------------

================================================================================
                                                         ADDENDUM B DEMOGRAPHICS
--------------------------------------------------------------------------------


                                   Addendum B

                                  DEMOGRAPHICS


--------------------------------------------------------------------------------

                                Atlas MarketQuest
                                 Summary Report

CBC 7547.2501 Houston Galleria                                       Page 1 of 1
Area 1 = Wood Dale, IL                                                    8/7/97
Area 2 = Deerfield, IL
Area 3 = Chicago PMSA

--------------------------------------------------------------------------------
Description                        USA Totals     Area 1      Area 2    Area 3
--------------------------------------------------------------------------------

1990 Population                    248,709,873    12,425      17,327   7,410,858
1996 Population                    265,411,137    12,766      18,202   7,774,982
    % White                               79.0      94.9        96.4        70.4
    % Black                               12.2       0.3         0.7        18.8
    % American Indian                      0.9       0.2         0.0         0.2
    % Asian                                3.6       2.7         2.7         4.0
    % Other                                4.3       2.0         0.1         6.6
    % Hispanic                            10.3      11.6         1.2        13.0

1996 Population by Age:
    % 0 - 5                                8.6       7.5         9.0         8.9
    % 6 - 13                              11.3       9.9        12.2        11.6
    % 14 - 17                              5.4       4.3         5.3         5.2
    % 18 - 20                              4.7       3.8         4.3         4.5
    % 21 - 24                              5.8       5.0         5.0         5.5
    % 25 - 34                             14.5      15.5         9.4        15.2
    % 35 - 44                             15.7      15.8        15.9        16.3
    % 45 - 54                             12.3      13.5        16.9        12.3
    % 55 - 64                              8.5      11.5        10.4         8.4
    % 65 - 74                              7.3       8.3         7.4         6.8
    % 75 - 84                              4.5       3.9         3.0         4.0
    % 85+                                  1.4       0.9         1.2         1.3
    Median Age Total Population           34.9      37.4        38.3        34.4

1990 Households                     91,947,410     4,549       5,892   2,671,540
1996 Households                     98,045,317     4,583       6,186   2,789,197
1996 Average Household Size               2.64      2.79        2.92        2.74
1996 Household Income:
   % $ 0 - $ 9,999                        12.3       4.0         2.8        10.0
   % $ 10,000 - $ 14,999                   7.8       4.0         1.8         5.5
   % $ 15,000 - $ 24,999                  14.7       9.8         3.4        11.5
   % $ 25,000 - $ 34,999                  14.1      10.1         4.4        12.2
   % $ 35,000 - $ 49,999                  18.2      22.5        11.1        18.3
   % $ 50,000 - $ 74,999                  17.7      25.3        17.7        21.0
   % $ 75,000 - $ 99,999                   7.6      12.3        15.9        10.2
   % $100,000 - $149,999                   5.3       8.2        22.2         7.5
   % $150,000+                             2.4       3.7        20.7         3.8
1996 Median Household Income ($)        35,822    49,676      88,847      43,673
1996 Median Family Income ($)           42,040    55,828      98,208      52,047
1990 Median Home Value ($)              79,098   123,377     236,766     110,927
1990 Median Contract Rent ($)              374       557         658         427

1990 % White Collar Workers               58.1      64.2        86.5        63.4
1990 % Blue Collar Workers                26.2      26.0         8.4        24.3
1990 % HS Graduate/Some College           54.9      60.3        34.8        52.3
1990 % Bachelor/Graduate Degree           20.3      18.9        59.6        24.5

Area defined by Place
Area defined by Place
Area defined by MSA
Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 1 of 9
Area 1 = Wood Dale, IL                                                    8/7/97
Area 2 = Deerfield, IL
Area 3 = Chicago PMSA

--------------------------------------------------------------------------------
Description                                       Area 1      Area 2    Area 3
--------------------------------------------------------------------------------

1996 Socio-Economic Measure:                         72          97          59
1996 Employment:                                 12,636      15,563   3,599,122

Population:

    2001 Projection                              12,760      18,434   7,984,063
    1996 Estimate                                12,766      18,202   7,774,982
    1990 Census                                  12,425      17,327   7,410,858
    1990 - 1996 % Change (Growth)                  2.7%        5.0%        4.9%
    1990 Group Quarters Population                    0         150     142,229

1996 % Population by Race:

    White                                         94.9%       96.4%       70.4%
    Black                                          0.3%        0.7%       18.8%
    American Indian, Eskimo & Aleut                0.2%        0.0%        0.2%
    Asian or Pacific Islander                      2.7%        2.7%        4.0%
    Other                                          2.0%        0.1%        6.6%
    Hispanic                                      11.6%        1.2%       13.0%

1990 % Population by Race:

    White                                         94.9%       97.0%       71.0%
    Black                                          0.2%        0.5%       19.3%
    American Indian, Eskimo & Aleut                0.1%        0.1%        0.2%
    Asian or Pacific Islander                      3.1%        2.2%        3.4%
    Other                                          1.7%        0.2%        6.1%
    Hispanic                                       7.0%        1.4%       11.4%

1996 % Population by Sex:

    Male                                          48.7%       48.7%       48.7%
    Female                                        51.3%       51.3%       51.3%

1990 % Population by Sex:

    Male                                          48.5%       48.6%       48.6%
    Female                                        51.5%       51.4%       51.4%

2001 Pop per Square Mile (Pop Density)          2,996.2     3,371.8     1,576.3
1996 Pop per Square Mile (Pop Density)          2,997.6     3,329.3     1,535.0
1990 Pop per Square Mile (Pop Density)          2,917.6     3,169.3     1,463.2

Area (Square Miles)                                 4.3         5.5     5,065.0
Area (Square Kilometers)                           11.0        14.2    13,118.3

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 2 of 9
Area 1 = Wood Dale, IL                                                    8/7/97
Area 2 = Deerfield, IL
Area 3 = Chicago PMSA

--------------------------------------------------------------------------------
Description                                       Area 1      Area 2    Area 3
--------------------------------------------------------------------------------

Households:

    2001 Projection                               4,557       6,264   2,854,099
    1996 Estimate                                 4,583       6,186   2,789,197
    1990 Census                                   4,549       5,892   2,671,540
    1990 - 1996 % Change (Growth)                  0.7%        5.0%        4.4%

2001 Average Household Size                        2.80        2.92        2.75
1996 Average Household Size                        2.79        2.92        2.74
1990 Average Household Size                        2.73        2.92        2.72

2001 Per Capita Income                         $ 24,468      46,456      24,363
1996 Per Capita Income                         $ 21,490      38,884      20,584
1990 Per Capita Income                         $ 18,525      31,158      16,824

2001 Median Family Income                      $ 63,002     117,758      61,331
1996 Median Family Income                      $ 55,828      98,208      52,047
1990 Median Family Income                      $ 48,379      80,120      43,263

2001 Median Household Income                   $ 56,060     106,533      51,463
1996 Median Household Income                   $ 49,676      88,847      43,673
1990 Median Household Income                   $ 43,048      72,483      36,302

2001 Average Household Income                  $ 68,514     135,602      66,939
1996 Average Household Income                  $ 59,860     113,473      56,329
1990 Average Household Income                  $ 50,310      90,821      45,848

1996 % Household Income:

      $ 0 - $ 9,999                                4.0%        2.8%       10.0%
      $ 10,000 - $ 14,999                          4.0%        1.8%        5.5%
      $ 15,000 - $ 24,999                          9.8%        3.4%       11.5%
      $ 25,000 - $ 34,999                         10.1%        4.4%       12.2%
      $ 35,000 - $ 49,999                         22.5%       11.1%       18.3%
      $ 50,000 - $ 74,999                         25.3%       17.7%       21.0%
      $ 75,000 - $ 99,999                         12.3%       15.9%       10.2%
      $ 100,000 - $ 149,999                        8.2%       22.2%        7.5%
      $ 150,000 +                                  3.7%       20.7%        3.8%


Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 3 of 9
Area 1 = Wood Dale, IL                                                    8/7/97
Area 2 = Deerfield, IL
Area 3 = Chicago PMSA

--------------------------------------------------------------------------------
Description                                       Area 1      Area 2    Area 3
--------------------------------------------------------------------------------

1990 % Household Income:

      $ 0 - $ 9,999                                5.0%        3.6%       12.4%
      $ 10,000 - $ 14,999                          4.7%        2.1%        6.4%
      $ 15,000 - $ 24,999                         12.4%        3.9%       14.4%
      $ 25,000 - $ 34,999                         13.1%        7.8%       14.8%
      $ 35,000 - $ 49,999                         25.9%       13.7%       19.4%
      $ 50,000 - $ 74,999                         22.9%       21.0%       19.0%
      $ 75,000 - $ 99,999                          8.7%       16.6%        7.1%
      $ 100,000 - $ 149,999                        5.0%       17.4%        4.1%
      $ 150,000 +                                  2.3%       13.8%        2.4%

1996 % Population by Age:

      0 - 5                                        7.5%        9.0%        8.9%
      6 - 13                                       9.9%       12.2%       11.6%
      14 - 17                                      4.3%        5.3%        5.2%
      18 - 20                                      3.8%        4.3%        4.5%
      21 - 24                                      5.0%        5.0%        5.5%
      25 - 34                                     15.5%        9.4%       15.2%
      35 - 44                                     15.8%       15.9%       16.3%
      45 - 54                                     13.5%       16.9%       12.3%
      55 - 64                                     11.5%       10.4%        8.4%
      65 - 74                                      8.3%        7.4%        6.8%
      75 - 84                                      3.9%        3.0%        4.0%
      85 +                                         0.9%        1.2%        1.3%
      Median Age Total Population                  37.4        38.3        34.4
      Median Age Adult Population                  44.4        46.2        42.2

1990 % Population by Age:

      0 - 5                                        7.7%       10.5%        9.2%
      6 - 13                                       9.6%       11.4%       11.4%
      14 - 17                                      4.6%        5.9%        5.3%
      18 - 20                                      4.2%        2.9%        4.5%
      21 - 24                                      6.1%        3.5%        6.1%
      25 - 34                                     18.1%       13.9%       18.4%
      35 - 44                                     14.6%       19.1%       15.2%
      45 - 54                                     13.4%       13.9%       10.3%
      55 - 64                                     10.5%        9.9%        8.2%
      65 - 74                                      7.5%        5.6%        6.7%
      75 - 84                                      3.0%        2.2%        3.6%
      85 +                                         0.7%        1.1%        1.1%
      Median Age Total Population                  34.8        35.9        32.3
      Median Age Adult Population                  42.2        43.2        39.9


Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 4 of 9
Area 1 = Wood Dale, IL                                                    8/7/97
Area 2 = Deerfield, IL
Area 3 = Chicago PMSA

--------------------------------------------------------------------------------
Description                                       Area 1      Area 2    Area 3
--------------------------------------------------------------------------------

1996 % Female Population by Age:

      0 - 5                                        7.1%        8.6%        8.5%
      6 - 13                                       9.3%       11.8%       11.0%
      14 - 17                                      4.2%        5.0%        4.9%
      18 - 20                                      3.7%        4.0%        4.2%
      21 - 24                                      4.9%        4.7%        5.2%
      25 - 34                                     15.3%        9.0%       14.8%
      35 - 44                                     15.6%       16.4%       16.2%
      45 - 54                                     13.8%       17.2%       12.4%
      55 - 64                                     11.7%       10.5%        8.5%
      65 - 74                                      8.5%        7.4%        7.4%
      75 - 84                                      4.6%        3.5%        5.0%
      85 +                                         1.2%        1.9%        1.8%
      Female Median Age Total Population           38.4        39.5        35.8
      Female Median Age Adult Population           45.1        46.8        43.3

1990 % Female Population by Age:

      0 - 5                                        7.2%       10.2%        8.8%
      6 - 13                                       9.1%       10.7%       10.8%
      14 - 17                                      4.7%        5.6%        5.0%
      18 - 20                                      4.1%        2.7%        4.1%
      21 - 24                                      6.2%        3.3%        5.9%
      25 - 34                                     17.7%       14.3%       18.0%
      35 - 44                                     14.3%       19.2%       15.1%
      45 - 54                                     14.1%       14.1%       10.3%
      55 - 64                                     10.4%        9.6%        8.4%
      65 - 74                                      8.0%        5.6%        7.4%
      75 - 84                                      3.5%        2.9%        4.5%
      85 +                                         0.7%        1.8%        1.5%
      Female Median Age Total Population           35.7        36.7        33.5
      Female Median Age Adult Population           43.0        43.6        41.1

1990 % Hispanic Population by Type:

      Not of Hispanic Origin                      93.0%       98.6%       88.6%
      Mexican                                      5.2%        0.7%        7.8%
      Puerto Rican                                 0.5%        0.1%        1.9%
      Cuban                                        0.3%        0.1%        0.2%
      Other Hispanic                               1.1%        0.6%        1.4%


Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 5 of 9
Area 1 = Wood Dale, IL                                                    8/7/97
Area 2 = Deerfield, IL
Area 3 = Chicago PMSA

--------------------------------------------------------------------------------
Description                                       Area 1      Area 2    Area 3
--------------------------------------------------------------------------------

1990 % Population Enrolled in School
       (Age 3 & Over):

       Preprimary School                           9.5%       14.2%        7.9%
       Elementary and High School                 60.2%       65.4%       64.2%
       College                                    30.3%       20.4%       27.9%
       Total School Enrollment                    2,860       4,415   1,962,005

1990 % Educational Attainment
       (Age 25 & Over):

       Less than Grade 9                           7.8%        2.9%        9.8%
       Grade 9-12 (No Diploma)                    12.9%        2.6%       13.5%
       High School Graduate or Equivalency        33.4%       11.3%       26.6%
       Some College (No Degree)                   20.9%       19.3%       20.0%
       Associate Degree                            6.0%        4.2%        5.6%
       Bachelor Degree                            12.9%       34.6%       15.7%
       Graduate or Professional Degree             6.0%       25.1%        8.7%

1990 % Employment Status:

       Total Labor Force:
         Armed Forces                              0.0%        0.0%        0.4%
         Civilian:
           Employed                               72.0%       72.0%       63.4%
           Unemployed                              2.5%        1.4%        4.6%
       Not In Labor Force                         25.5%       26.6%       31.6%

       Female Labor Force:
         Armed Forces                              0.0%        0.1%        0.1%
         Civilian:
           Employed                               63.3%       59.2%       55.7%
           Unemployed                              2.1%        1.5%        3.8%
       Not In Labor Force                         34.6%       39.2%       40.4%

1990 % Working Mothers:

       Child less than 6 Only                     15.6%       15.9%       16.1%
       Child 6-17 Only                            40.4%       34.8%       37.7%
       Child less than 6 & 6-17                   12.4%        9.0%       12.2%
       Nonworking Mothers                         31.6%       40.3%       34.0%
       Total Mothers                              1,477       2,623     939,886


Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 6 of 9
Area 1 = Wood Dale, IL                                                    8/7/97
Area 2 = Deerfield, IL
Area 3 = Chicago PMSA

--------------------------------------------------------------------------------
Description                                       Area 1      Area 2    Area 3
--------------------------------------------------------------------------------

1990 % Industry Employment:

      Agriculture/Forestry/Fishing                 0.3%        0.6%        0.8%
      Mining                                       0.0%        0.0%        0.1%
      Construction                                 5.6%        4.6%        5.2%
      Manufacturing:
        Nondurable Goods                          11.0%        6.6%        8.0%
        Durable Goods                             12.6%        5.4%       11.4%
      Transportation                               7.7%        2.7%        5.6%
      Communications & Public Utilities            2.8%        1.6%        2.6%
      Wholesale Trade                              8.4%        6.6%        5.6%
      Retail Trade                                17.4%       16.3%       16.0%
      Finance/Insurance/Real Estate                9.3%       12.2%        9.0%
      Services:
        Business & Repair                          5.4%        5.7%        5.5%
        Personal                                   3.3%        2.0%        2.7%
        Entertainment & Recreation                 2.0%        2.5%        1.4%
        Health                                     5.1%        7.2%        7.9%
        Educational                                3.4%        8.9%        7.2%
        Other Professional & Related               4.5%       16.2%        7.5%
      Public Administration                        1.2%        1.1%        3.5%
      Total                                       7,224       9,352   3,611,434

1990 % Occupation:

      Executive & Managerial                      14.7%       23.9%       14.2%
      Professional Specialty                      10.9%       27.3%       14.5%
      Technical Support                            2.5%        2.2%        3.5%
      Sales                                       15.1%       19.7%       12.6%
      Administrative Support                      21.1%       13.3%       18.7%
      Service: Private Household                   0.3%        0.1%        0.3%
      Service: Protective                          0.7%        0.5%        1.9%
      Service: Other                               8.6%        4.2%        9.4%
      Farming, Forestry & Fishing                  0.2%        0.3%        0.7%
      Precision Production, Craft & Repair        12.6%        5.2%       10.1%
      Machine Operator, Assemblers & Inspectors    6.7%        1.1%        6.6%
      Transportation & Material Moving             2.9%        1.2%        3.6%
      Laborers                                     3.8%        1.0%        4.0%
      White Collar Total                          64.2%       86.5%       63.4%
      Blue Collar Total                           26.0%        8.4%       24.3%
   Total Employed                                 7,224       9,352   3,611,434


Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 7 of 9
Area 1 = Wood Dale, IL                                                    8/7/97
Area 2 = Deerfield, IL
Area 3 = Chicago PMSA

--------------------------------------------------------------------------------
Description                                       Area 1      Area 2    Area 3
--------------------------------------------------------------------------------

1990 % Marital Status:

      Total Male:                                  4,862       6,353  2,774,217
        Never Married                              27.2%       22.7%      35.1%
        Married                                    63.0%       72.4%      53.7%
        Separated                                   0.8%        0.4%       2.0%
        Widowed                                     2.3%        1.7%       2.6%
        Divorced                                    6.6%        2.8%       6.6%

      Total Female:                                5,278       6,927  3,014,688
         Never Married                             22.1%       17.9%      27.9%
         Married                                   57.6%       66.5%      48.7%
         Separated                                  1.2%        0.9%       2.7%
         Widowed                                   10.6%        8.6%      11.7%
         Divorced                                   8.5%        6.1%       9.0%

1990 Households by Type:

      One Person Households                          844         770    683,728
      Two or more Person Households:
         Family Households:
           Married Couple                          2,940       4,519  1,392,423
           Male Householder                          137         101    104,487
           Female Householder                        407         383    355,218
         Nonfamily Households                        221         119    135,684

1990 Family Households With Children

      Married Couple Family                        1,287       2,379    702,396
      Male Householder                                50          48     46,643
      Female Householder                             164         204    221,359

1990 Population by Household Type:

      Family Households                           11,098      16,147  6,273,868
      Nonfamily Households                         1,327       1,030    994,761

1990 Households With:

      Children Under 18                            1,506       2,635    978,014
      Persons Over 65                              1,022       1,025    605,461
      Householder Over 65                            855         917    530,293

1990 Average Family Size                            3.15        3.20       3.32


Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 8 of 9
Area 1 = Wood Dale, IL                                                    8/7/97
Area 2 = Deerfield, IL
Area 3 = Chicago PMSA

--------------------------------------------------------------------------------
Description                                       Area 1      Area 2    Area 3
--------------------------------------------------------------------------------

1990 Median Home Value                         $123,377     236,766     110,927
1990 Average Home Value                        $132,715     255,647     135,409
1990 Median Contract Rent                          $557         658         427
1990 Average Contract Rent                         $559         670         447

1990 Persons In Unit:

      1 Person Units                                844         770     683,728
      2 Person Units                              1,596       1,857     772,247
      3 Person Units                                829       1,215     451,001
      4+ Person Units                             2,052       3,225     764,564

1990 Housing Unit Counts:

      Total Units                                 4,697       6,052   2,851,754
        % Occupied                                96.8%       97.4%       93.7%
        % Vacant                                   3.2%        2.6%        6.3%
        % Year Round                               2.9%        2.5%        6.0%
        % Seasonal                                 0.2%        0.2%        0.3%
      Occupied Units                              4,549       5,892   2,671,540
        % Owner Occupied                          83.1%       89.4%       61.0%
        % Renter Occupied                         16.9%       10.6%       39.0%
      Vacant Units                                  148         160     180,214
        % Year Round of Vacant Units              92.6%       93.8%       95.6%
        % Seasonal of Vacant Units                 7.4%        6.3%        4.4%

1990 Total Housing Units in Structure             4,697       6,052   2,851,754

      1, Detached                                 58.6%       87.5%       47.4%
      1, Attached                                 12.8%        3.8%        4.7%
      2,                                           1.0%        1.0%        9.8%
      3 - 9                                        9.7%        3.2%       16.3%
      10 - 49                                     10.6%        2.6%       12.0%
      50 +                                         4.7%        1.6%        8.1%
      Mobile Home or Trailer                       1.8%        0.0%        0.9%
      Other                                        0.7%        0.3%        0.9%

1990 Owner Occupied Housing Units by Year Built   3,778       5,266   1,628,992

      Built 1985 to March, 1990                   14.5%        6.8%        8.0%
      Built 1980 to 1984                           3.4%        3.3%        4.4%
      Built 1970 to 1979                          25.4%        9.2%       17.6%
      Built 1960 to 1969                          33.9%       31.1%       17.7%
      Built 1950 to 1959                          12.7%       37.5%       21.2%
      Built 1949 or Earlier                       10.2%       12.1%       31.0%


Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 9 of 9
Area 1 = Wood Dale, IL                                                    8/7/97
Area 2 = Deerfield, IL
Area 3 = Chicago PMSA

--------------------------------------------------------------------------------
Description                                       Area 1      Area 2    Area 3
--------------------------------------------------------------------------------

1990 % Means of Transportation to Work:

      Car, Truck or Van:
        Drove Alone                               83.1%       75.6%       66.4%
        Carpooled                                  8.1%        6.3%       11.9%
      Public Transportation                        5.0%       11.7%       14.5%
      Other Means                                  2.1%        2.8%        5.0%
      Worked at Home                               1.7%        3.7%        2.2%

1990 % Travel Time to Work:

      0 - 14 Minutes                              25.7%       28.6%       22.8%
      15 - 29 Minutes                             35.7%       30.0%       31.0%
      30 - 59 Minutes                             31.2%       26.2%       35.0%
      60 - 89 Minutes                              6.1%       12.9%        8.8%
      90 + Minutes                                 1.2%        2.3%        2.4%

1990 Households by Number of Vehicles:

      1 Vehicle                                   1,134       1,187     949,876
      2 Vehicles                                  2,333       3,328     918,803
      3 Vehicles                                    530         982     254,178
      4 Vehicles                                    238         205      69,754
      5 or More Vehicles                             73          34      22,617

Area defined by Place
Area defined by Place
Area defined by MSA

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

================================================================================
             ADDENDUM C CB COMMERCIAL INDUSTRIAL MARKET STATISTICS
================================================================================

                                   Addendum C

                     CB COMMERCIAL OFFICE MARKET STATISTICS

[LOGO] CB COMMERCIAL

                          Chicago Office Vacancy Index
                                2nd Quarter 1997

----------------------------------------------------------------------------------------------------------------------
DOWNTOWN OFFICE VACANCY                                          2nd Quarter  1st Quarter  4th Quarter      1997
                                                                    1997         1997         1996       2nd Quarter
Area #       Submarket       # Bldgs.     N.R.A.    Vacant S.F.   % Vacant     % Vacant     % Vacant    Net Absorption
----------------------------------------------------------------------------------------------------------------------
  1          West Loop          48      26,577,288   3,252,032     12.24%       12.37%       12.22%         35,161
  2        Central Loop         97      44,510,873   6,913,902     15.53%       16.24%       16.75%        316,325
  3          East Loop          61      21,827,434   3,802,303     17.42%       18.60%       19.05%        258,505
  4     North Michigan Ave.     45      13,307,009   2,034,297     15.29%       14.89%       15.66%        (52,894)
 13         River North         40       2,744,419     206,681      7.53%        7.65%       14.30%          3,267
----------------------------------------------------------------------------------------------------------------------
             Combined          291     108,967,023  16,209,215     14.88%       15.39%       15.91%        560,364
----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------
DOWNTOWN OFFICE VACANCY           1997            1996
                              Year-to-date      Year End
Area #       Submarket       Net Absorption  Net Absorption
-----------------------------------------------------------
  1          West Loop           (3,800)        1,147,562
  2        Central Loop         542,898            62,186
  3          East Loop          274,336           145,851
  4     North Michigan Ave.      49,667           213,884
 13         River North          71,948           162,533
-----------------------------------------------------------
             Combined           935,049         1,732,016
-----------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
SUBURBAN OFFICE VACANCY                                          2nd Quarter  1st Quarter  4th Quarter      1997
                                                                    1997         1997         1996       2nd Quarter
Area #       Submarket       # Bldgs.     N.R.A.    Vacant S.F.   % Vacant     % Vacant     % Vacant    Net Absorption
----------------------------------------------------------------------------------------------------------------------
  5         Lake Shore          52       4,210,145     561,992     13.35%       13.43%       13.03%          3,493
  6       North Suburbs         74       5,088,456     320,868      6.31%        6.15%        6.74%         (7,983)
  7      Northwest Suburbs     218      21,595,252   2,314,662     10.72%       10.90%       12.55%        137,641
  8          O'Hare            100      12,847,991   1,670,472     13.00%       13.13%       13.86%         17,022
  9      East-West To11way     326      26,276,766   2,653,546     10.10%       10.27%        9.41%         45,578
 10         West Cook           15       1,276,779     183,115     14.34%       13.70%       12.90%         (8,177)
 11        South Suburbs        59       2,395,264     308,911     12.90%       12.83%       13.32%         (1,565)
 12         Lake County         70       6,070,883     637,029     10.49%       12.51%       12.80%        122,363
----------------------------------------------------------------------------------------------------------------------
             Combined          914      79,761,536   8,650,595     10.85%       11.11%       11.43%        308,372
----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------
SUBURBAN OFFICE VACANCY           1997            1996
                              Year-to-date      Year End
Area #       Submarket       Net Absorption  Net Absorption
-----------------------------------------------------------
  5         Lake Shore          (13,233)        (32,698)
  6       North Suburbs          22,108         106,394
  7      Northwest Suburbs      512,758         583,499
  8          O'Hare             112,911         164,173
  9      East-West To11way       23,647         718,530
 10         West Cook           (18,444)         30,363
 11        South Suburbs         10,229           2,742
 12         Lake County         140,295           5,972
-----------------------------------------------------------
             Combined           790,271       1,578,975
-----------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
NORTH SUBURBAN OFFICE VACANCY                                    2nd Quarter  1st Quarter  4th Quarter      1997
                                                                    1997         1997         1996       2nd Quarter
Area #       Submarket       # Bldgs.     N.R.A.    Vacant S.F.   % Vacant     % Vacant     % Vacant    Net Absorption
----------------------------------------------------------------------------------------------------------------------
5+6+12        North             196     15,369,484   1,519,889      9.89%       10.66%       10.86%        117,873
----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------
NORTH SUBURBAN OFFICE VACANCY     1997            1996
                              Year-to-date      Year End
Area #       Submarket       Net Absorption  Net Absorption
-----------------------------------------------------------
5+6+12        North             149,170          79,668
-----------------------------------------------------------

Please contact Duncan Heitman if you have additional questions 847-706-4910. 8/14/97

[LOGO] CB COMMERCIAL

                         Chicago Office Vacancy by Class
                                2nd Quarter 1997

----------------------------------------------------------------------------------------------------
DOWNTOWN                                 Class A                                Class B

Area      Submarket      #    N.R.A.    Vacant S.F.  Vacant %   #    N.R.A.    Vacant S.F.  Vacant %
----------------------------------------------------------------------------------------------------
  1       West Loop     13  14,484,844   1,141,772    7.88%    11   7,730,845   1,030,013    13.32%
  2     Central Loop    25  18,998,941   1,733,145    9.12%    28  15,645,039   1,813,135    11.59%
  3       East Loop      5   5,788,361    475,871     8.22%    18   9,355,915   1,498,340    16.01%
  4   N. Michigan Ave.  10   4,642,488    719,031    15.49%    21   6,981,344   1,064,456    15.25%
 13    River North       0       0           0        0.00%    12   1,055,900    66,713       6.32%
----------------------------------------------------------------------------------------------------
          COMBINED      53  43,914,634   4,069,819    9.27%    90  40,769,043   5,472,657    13.42%
----------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
DOWNTOWN                                  Class C                                COMBINED

Area      Submarket       #    N.R.A.    Vacant S.F.  Vacant %   #     N.R.A.     Vacant S.F.  Vacant %
-------------------------------------------------------------------------------------------------------
  1       West Loop      24   4,361,599   1,080,247    24.77%    48  26,577,288    3,252,032    12.24%
  2     Central Loop     44   9,866,893   3,367,622    34.13%    97  44,510,873    6,913,902    15.53%
  3       East Loop      38   6,683,158   1,828,092    27.35%    61  21,827,434    3,802,303    17.42%
  4   N. Michigan Ave.   14   1,683,177    250,810     14.90%    45  13,307,009    2,034,297    15.29%
 13    River North       28   1,688,519    139,968      8.29%    40   2,744,419     206,681      7.53%
-------------------------------------------------------------------------------------------------------
          COMBINED      148  24,283,346   6,666,739    27.45%   291  108,967,023  16,209,215    14.88%
-------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
SUBURBAN                                 Class A                                Class B

Area      Submarket       #     N.R.A.    Vacant S.F.  Vacant %    #      N.R.A.   Vacant S.F.  Vacant %
--------------------------------------------------------------------------------------------------------
  5      Lake Shore       3     473,500     19,202      4.06%     15    1,512,322    126,387      8.36%
  6     North Suburbs     1     215,000    20,002       9.30%     30    2,786,071    115,367      4.14%
  7   Northwest Suburbs  55   10,284,463   561,105      5.46%     111   8,623,728   1,388,073    16.10%
  8        O'Hare        25    6,055,489   408,272      6.74%     32    4,085,303    768,705     18.82%
  9   East-West Tollway  51   10,158,841   823,400      8.11%     167  10,902,282   1,187,716    10.89%
 10       West Cook       0        0          0         0.00%      2     223,800      5,662       2.53%
 11     South Suburbs     4     273,193    46,414      16.99%     21     861,992     131,717     15.28%
 12      Lake County     19    2,819,569   325,133     11.53%     35    2,627,738    243,968      9.28%
--------------------------------------------------------------------------------------------------------
          COMBINED       158  30,280,055  2,203,528     7.28%     413  31,623,236   3,967,595    12.55%
--------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
SUBURBAN                                  Class C                                COMBINED

Area      Submarket       #     N.R.A.    Vacant S.F.  Vacant %   #      N.R.A.   Vacant S.F.  Vacant %
-------------------------------------------------------------------------------------------------------
  5      Lake Shore      34    2,224,323   416,403      18.72%   52    4,210,145   561,992     13.35%
  6     North Suburbs    43    2,087,385   185,499       8.89%   74    5,088,456   320,868      6.31%
  7   Northwest Suburbs  49    2,687,061   365,484      13.60%   215  21,595,252  2,314,662    10.72%
  8        O'Hare        43    2,707,199   493,495      18.23%   100  12,847,991  1,670,472    13.00%
  9   East-West Tollway  108   5,215,643   642,430      12.32%   326  26,276,766  2,653,546    10.10%
 10       West Cook      13    1,052,979   177,453      16.85%   15    1,276,779   183,115     14.34%
 11     South Suburbs    34    1,260,079   130,780      10.38%   59    2,395,264   308,911     12.90%
 12      Lake County     16     623,576    67,928       10.89%   70    6,070,883   637,029     10.49%
-------------------------------------------------------------------------------------------------------
          COMBINED       340  17,858,245  2,479,472     13.88%   911  79,761,536  8,650,595    10.85%
-------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
NORTH SUBURBS                            Class A                                Class B

Area    Submarket    #    N.R.A.   Vacant S.F.  Vacant %   #     N.R.A.   Vacant S.F.  Vacant %
-----------------------------------------------------------------------------------------------
5+6+12    North     23  3,508,069   364,337      10.39%   80   6,926,131   485,722       7.01%
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
NORTH SUBURBS                             Class C                                COMBINED

Area    Submarket    #    N.R.A.   Vacant S.F.  Vacant %   #     N.R.A.   Vacant S.F.  Vacant %
-----------------------------------------------------------------------------------------------
5+6+12    North     93  4,935,284  669,830       13.57%   196  15,369,484  1,519,889    9.89%
-----------------------------------------------------------------------------------------------

Please contact Duncan Heitman if you have additional questions 847-706-4910. 8/14/97

[LOGO] CB COMMERCIAL

                         Chicago Office Vacancy by Class
                                2nd Quarter 1996

------------------------------------------------------------------------------------------------------
DOWNTOWN                                 Class A                                Class B

Area      Submarket       #    N.R.A.    Vacant S.F.  Vacant %    #     N.R.A.   Vacant S.F.  Vacant %
------------------------------------------------------------------------------------------------------
  1       West Loop      13  14,484,844   1,313,550     9.07%    11   7,730,845   1,537,173    19.88%
  2     Central Loop     25  18,998,941   2,139,758    11.26%    28  15,645,039   2,131,564    13.62%
  3       East Loop       5   5,788,361    888,134     15.34%    18   9,355,915   1,456,517    15.57%
  4   N. Michigan Ave.   10   4,642,488    919,983     19.82%    21   6,981,344   1,100,786    15.77%
 13      River North      0       0           0         0.00%    12   1,055,900    115,440     10.93%
------------------------------------------------------------------------------------------------------
          COMBINED       53  43,914,634   5,261,425    11.98%    90  40,769,043   6,341,480    15.55%
------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
DOWNTOWN                                  Class C                                COMBINED

Area      Submarket       #     N.R.A.    Vacant S.F.  Vacant %   #      N.R.A.    Vacant S.F.  Vacant %
--------------------------------------------------------------------------------------------------------
  1       West Loop      24    4,361,599   1,002,055    22.97%   48   26,577,288    3,852,778    14.50%
  2     Central Loop     44    9,866,893   2,731,226    27.68%   97   44,510,873    7,002,548    15.73%
  3       East Loop      39    6,785,158   1,903,348    28.05%   62   21,929,434    4,247,999    19.37%
  4   N. Michigan Ave.   14    1,683,177    288,499     17.14%   45   13,307,009    2,309,268    17.35%
 13      River North     30    2,108,919    536,670     25.45%   42    3,164,819     652,110     20.60%
--------------------------------------------------------------------------------------------------------
          COMBINED       151  24,805,746   6,461,798    26.05%   294  109,489,423  18,064,703    16.50%
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
SUBURBAN                                 Class A                                Class B

Area      Submarket       #     N.R.A.    Vacant S.F.  Vacant %    #      N.R.A.   Vacant S.F.  Vacant %
--------------------------------------------------------------------------------------------------------
  5      Lake Shore       3     473,500     5,952       1.26%     15    1,512,322   107,966      7.14%
  6     North Suburbs     1     215,000       0         0.00%     30    2,786,071   210,180      7.54%
  7   Northwest Suburbs  54   10,189,438   827,338      8.12%     109   8,459,206  1,772,969    20.96%
  8        O'Hare        25    6,055,489   464,226      7.67%     32    4,085,303   915,930     22.42%
  9   East-West Tollway  50    9,914,841   768,223      7.75%     163  10,778,494  1,199,929    11.13%
 10       West Cook       0        0          0         0.00%      2     223,800     4,200       1.88%
 11     South Suburbs     4     273,193    55,080      20.16%     19     837,542    115,429     13.78%
 12      Lake County     20    2,792,854   199,341      7.14%     34    2,595,488   292,434     11.27%
--------------------------------------------------------------------------------------------------------
          COMBINED       157  29,914,315  2,320,160     7.76%     404  31,278,226  4,619,037    14.77%
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
SUBURBAN                                  Class C                                COMBINED

Area      Submarket       #      N.R.A.    Vacant S.F.  Vacant %   #      N.R.A.   Vacant S.F.  Vacant %
--------------------------------------------------------------------------------------------------------
  5      Lake Shore      31    1,992,941     211,627    10.62%    49    3,978,763    325,545      8.18%
  6     North Suburbs    43    2,087,385     199,585     9.56%    74    5,088,456    409,765      8.05%
  7   Northwest Suburbs  50    2,717,738     487,663    17.94%    213  21,366,382   3,087,970    14.45%
  8        O'Hare        43    2,682,829     564,298    21.03%    100  12,823,621   1,944,454    15.16%
  9   East-West Tollway  106   5,090,643     642,837    12.63%    319  25,783,978   2,610,989    10.13%
 10       West Cook      13    1,052,979     160,041    15.20%    15    1,276,779    164,241     12.86%
 11     South Suburbs    33    1,258,131     141,743    11.27%    56    2,368,866    312,252     13.18%
 12      Lake County     16     623,576      79,377     12.73%    70    6,011,918    571,152      9.50%
--------------------------------------------------------------------------------------------------------
          COMBINED       335  17,506,222    2,487,171   14.21%    896  78,698,763   9,426,368    11.98%
--------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
NORTH SUBURBS                            Class A                                Class B

Area    Submarket    #    N.R.A.   Vacant S.F.  Vacant %   #     N.R.A.   Vacant S.F.  Vacant %
-----------------------------------------------------------------------------------------------
5+6+12   North      24  3,481,354    205,293     5.90%    79   6,893,881    610,580     8.86%
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
NORTH SUBURBS                             Class C                                COMBINED

Area    Submarket    #    N.R.A.   Vacant S.F.  Vacant %   #     N.R.A.   Vacant S.F.  Vacant %
-----------------------------------------------------------------------------------------------
5+6+12   North      90  4,703,902   490,589      10.43%   193  15,079,137  1,306,462    8.66%
-----------------------------------------------------------------------------------------------

Please contact John Morris if you have additional questions 847-706-4943.
8/14/97

[LOGO] CB COMMERCIAL

                          Chicago Office Vacancy Index
                                2nd Quarter 1996

----------------------------------------------------------------------------------------------------------------------
DOWNTOWN OFFICE VACANCY                                          2nd Quarter  1st Quarter  4th Quarter      1996
                                                                    1996         1996         1995       2nd Quarter
Area #       Submarket       # Bldgs.     N.R.A.    Vacant S.F.   % Vacant     % Vacant     % Vacant    Net Absorption
----------------------------------------------------------------------------------------------------------------------
  1        West Loop           48      26,577,288    3,852,778     14.50%       15.22%       16.54%        193,384
  2      Central Loop          97      44,510,873    7,002,548     15.73%       16.48%       16.89%        334,200
  3        East Loop           62      21,929,434    4,247,999     19.37%       19.60%       19.72%        50,648
  4     North Michigan Ave.    45      13,307,009    2,309,268     17.35%       17.18%       17.27%       (23,606)
 13       River North          42       3,164,819     652,110      20.60%       23.18%       24.97%        81,600
----------------------------------------------------------------------------------------------------------------------
           Combined            294     109,489,423  18,064,703     16.50%       17.08%       17.65%        636,226
----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------
DOWNTOWN OFFICE VACANCY           1996            1995
                              Year-to-date      Year End
Area #       Submarket       Net Absorption  Net Absorption
-----------------------------------------------------------
  1          West Loop          543,016         832,324
  2        Central Loop         516,438         93,615
  3          East Loop          76,491         (92,881)
  4     North Michigan Ave.    (11,420)         (2,996)
 13         River North         138,252         54,474
-----------------------------------------------------------
             Combined          1,262,777        884,536
-----------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
SUBURBAN OFFICE VACANCY                                          2nd Quarter  1st Quarter  4th Quarter      1996
                                                                    1996         1996         1995       2nd Quarter
Area #       Submarket       # Bldgs.     N.R.A.    Vacant S.F.   % Vacant     % Vacant     % Vacant    Net Absorption
----------------------------------------------------------------------------------------------------------------------
  5         Lake Shore          49      3,978,763    325,545       8.18%         7.93%        7.15%       (10,198)
  6        North Suburbs        74      5,088,456    409,765       8.05%         8.62%        8.83%        28,734
  7      Northwest Suburbs      213    21,366,382   3,087,970     14.45%        14.36%       13.02%        49,128
  8           O'Hare            100    12,823,621   1,944,454     15.16%        14.43%       15.16%       (94,629)
  9      East-West Tollway      319    25,783,978   2,610,989     10.13%         9.92%       10.61%       (45,061)
 10          West Cook          15      1,276,779    164,241      12.86%        14.11%       15.28%        15,896
 11        South Suburbs        56      2,368,866    312,252      13.18%        11.72%       12.43%       (34,520)
 12         Lake County         70      6,011,918    571,152       9.50%         7.92%        9.61%       (94,910)
----------------------------------------------------------------------------------------------------------------------
             Combined           896    17,692,763   9,426,368     11.98%        11.64%       11.76%       (185,560)
----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------
SUBURBAN OFFICE VACANCY           1996            1995
                              Year-to-date      Year End
Area #       Submarket       Net Absorption  Net Absorption
-----------------------------------------------------------
  5         Lake Shore          (40,866)        127,388
  6       North Suburbs          39,605         159,614
  7      Northwest Suburbs       187,344       1,082,834
  8          O'Hare               (268)         631,394
  9      East-West To11way       322,809        420,917
 10         West Cook            30,793         36,505
 11        South Suburbs        (12,318)        141,676
 12         Lake County           6,654         162,779
-----------------------------------------------------------
             Combined            533,753       2,763,107
-----------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
NORTH SUBURBAN OFFICE VACANCY                                    2nd Quarter  1st Quarter  4th Quarter      1996
                                                                    1996         1996         1995       2nd Quarter
Area #       Submarket       # Bldgs.     N.R.A.    Vacant S.F.   % Vacant     % Vacant     % Vacant    Net Absorption
----------------------------------------------------------------------------------------------------------------------
5+6+12         North           193      15,079,137   1,306,462      8.66%        8.16%        8.70%        (76,374)
----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------
NORTH SUBURBAN OFFICE VACANCY     1996            1995
                              Year-to-date      Year End
Area #       Submarket       Net Absorption  Net Absorption
-----------------------------------------------------------
5+6+12        North              5,393          449,781
-----------------------------------------------------------

Please contact John Morris if you have additional questions 847-706-4943.
8/14/97

                       CHICAGO METROPOLITAN OFFICE SPACE
                             Absorption Statistics
                                      1997

 ZONE  SUBMARKET NAME      1ST QTR   2ND QTR  3RD QTR  4TH QTR    TOTAL
 ----  --------------      -------   -------  -------  -------    -----

   1   WESTLOOP           (38,961)   35,161      0        0      (3,800)
   2   CENTRAL LOOP        226,573   316,325     0        0      542,898
   3   EASTLOOP            15,831    258,505     0        0      274,336
   4   N. MICHIGAN AVE     102,561  (52,894)     0        0      49,667
  13   RIVER NORTH         68,681     3,267      0        0      71,948

       ------------------------------------------------------------------
       TOTAL DOWNTOWN      374,685   560,364     0        0      935,049
       ------------------------------------------------------------------

   5   LAKESHORE          (16,726)    3,493      0        0     (13,233)
   6   NORTH SUBURBS       30,091    (7,983)     0        0      22,108
   7   NORTHWEST SUBURB    375,117   137,641     0        0      512,758
   8   O'HARE              95,889    17,022      0        0      112,911
   9   EAST-WEST TOLLWAY  (21,931)   45,578      0        0      23,647
  10   W. COOK COUNTY     (10,267)   (8,177)     0        0     (18,444)
  11   SOUTH SUBURBS       11,794    (1,565)     0        0      10,229
  12   LAKE COUNTY         17,932    122,363     0        0      140,295

       ------------------------------------------------------------------
       TOTAL SUBURBS       481,899   308,372     0        0      790,271
       ------------------------------------------------------------------

       ------------------------------------------------------------------
       TOTAL DOWNTOWN &
       SUBURBS             856,584   868,736     0        0     1,725,320
       ------------------------------------------------------------------

                       CHICAGO METROPOLITAN OFFICE SPACE
                         Absorption by Class Statistics
                                2nd Quarter 1997

ZONE  SUBMARKET NAME      Class A     Class B      Class C      TOTAL
----  --------------      -------     -------      -------      -----

  1   WEST LOOP           (4,401)     50,473      (10,911)     35,161
  2   CENTRAL LOOP        27,431      248,897      39,997      316,325
  3   EAST LOOP           181,688     107,661     (30,844)     258,505
  4   N. MICHIGAN AVE     42,533     (111,173)     15,746     (52,894)
 13   RIVER NORTH            0         1,585        1,682       3,267

      ----------------------------------------------------------------
      TOTAL DOWNTOWN      247,251     297,443      15,670      560,364
      ----------------------------------------------------------------

  5   LAKE SHORE          (2,365)    (15,372)      21,230       3,493
  6   NORTH SUBURBS          0         1,854       (9,837)     (7,983)
  7   NORTHWEST SUBURBS  (22,853)     100,420      60,074      137,641
  8   O'HARE              29,683     (11,707)       (954)      17,022
  9   EAST-WEST TOLLWAY    (504)      36,970        9,112      45,578
 10   W. COOK COUNTY         0          305        (8,482)     (8,177)
 11   SOUTH SUBURBS       (1,600)    (12,590)      12,625      (1,565)
 12   LAKE COUNTY         89,602      39,983       (7,222)     122,363

      ----------------------------------------------------------------
      TOTAL SUBURBS       91,963      139,863      76,546      308,372
      ----------------------------------------------------------------

      ----------------------------------------------------------------
      TOTAL DOWNTOWN &
      SUBURBS             339,214     437,306      92,216      868,736
      ----------------------------------------------------------------

                       CHICAGO METROPOLITAN OFFICE SPACE
                             Absorption Statistics
                                      1996

ZONE  SUBMARKET NAME       1ST QTR       2ND QTR   3RD QTR  4TH QTR    TOTAL
----  --------------       -------       -------   -------  -------    -----

  1   WEST LOOP            349,632       193,384                      543,016
  2   CENTRAL LOOP         182,238       334,200                      516,438
  3   EAST LOOP            25,843        50,648                       76,491
  4   N MICHIGAN AVE       12,186       (23,606)                     (11,420)
 13   RIVERNORTH           56,652        81,600                       138,252

      ------------------------------------------------------------------------
      TOTAL DOWNTOWN       626,551       636,226      0        0     1,262,777
      ------------------------------------------------------------------------

  5   LAKESHORE           (30,668)      (10,198)                     (40,866)
  6   NORTH SUBURBS        10,871        28,734                       39,605
  7   NORTHWEST SUBURB     138,216       49,128                       187,344
  3   O'HARE               94,361       (94,629)                       (268)
  9   EAST-WEST TOLLWAY    367,870      (45,061)                      322,809
 10   W. COOK COUNTY       14,897        15,896                       30,793
 11   SOUTH SUBURBS        22,202       (34,520)                     (12,318)
 12   LAKE COUNTY          101,564      (94,910)                       6,654

      ------------------------------------------------------------------------
      TOTAL SUBURBS        719,313      (185,560)     0        0      533,753
      ------------------------------------------------------------------------

      ------------------------------------------------------------------------
      TOTAL DOWNTOWN &
      SUBURBS             1,345,864      450,666      0        0     1,796,530
      ------------------------------------------------------------------------

================================================================================
                                          ADDENDUM D TORTO WHEATON RESEARCH DATA
--------------------------------------------------------------------------------

                                   Addendum D

                           TORTO WHEATON RESEARCH DATA

--------------------------------------------------------------------------------

                                                                         CHICAGO
--------------------------------------------------------------------------------

                             CHICAGO

         Overview As of 1995, the population of the Chicago metropolitan statistical area was 773 million making it the 3rd largest in the country and the 3rd largest of the markets that we follow.

                   The Chicago, IL MSA consists of the nine counties Cook, Dekalb, DuPage, Grundy, Kane, Kendall, Lake, McHenry, and Will. The central cities within the MSA are Chicago, Aurora, Elgin, Joliet, Evanston, North Chicago, and DeKalb. The office properties that we report on are the competitive multi-tenant properties that are 10,000 square feet and over.

                   From the most recent information, the median per capita personal income in 1995 for the MSA was $27,309 which is 18% above the national level. The cost of doing business is 10% above the national average.

                   Industries concentrated in Chicago include security & commodity brokers, air transportation, electronic equipment, insurance carriers, and printing/publishing. By comparing the percentage of total employment each industry commands to the national percentage we can determine some of the highly concentrated industries.

                   The top major employers of the area include Sears Roebuck, Jewel Food Stores, Motorola, Ameritech, and Dominick's Finer Foods. Other employers include UAL, First Chicago and AT&T.


Data as of 4th Quarter, 1996           VI. 129     (C) Copyright 1997, CBC/Torto
                                                   Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

      The Economy  Chicago has the largest employment level of the MSAs we follow at approximately 3,973,670 workers. Over the last 10 years, employment has grown at an average annual rate of 1.6%. In the last year it grew by 1.7%. The measures for our 54 MSAs are 1.5% and 2.0%, respectively.

                   Table I presents the current employment levels and location quotients for each industry as well as historic growth rates over the last 10 years, last four quarters, and forecasted rates for the next 10 years.

                                [GRAPHIC OMITTED]

          [The following table information was depicted as a pie graph in the printed material]

                                  Govt.     12%
                                  Other      4%
                                  Mfg.      17%
                                  TCU        6%
                                  Wholesale  7%
                                  Retail    17%
                                  FIRE       8%
                                  Services  29%

         Table 1:  Employment Levels and Growth Rates by Industry

                         ------------------------------------------------------------------------------
                                                    Average Annual Growth Rates: Chicago & 54 MSAs

                         Employment      Location   Last 10 Years    Last 4 Quarters    Next 10 Years
                         Levels (x1000)  Quotient  Chicago  54 MSAs  Chicago  54 MSAs  Chicago  54 MSAs
-------------------------------------------------------------------------------------------------------
                   FIRE      304.5         1.09      1.2      0.6     1.1       1.1       0.9     1.0

  Government (Civilian)      485.2         0.83      1.3      1.2     0.4       0.2       0.4     0.6

          Manufacturing      657.9         1.26      0.1     -1.1     0.5       0.4      -0.1    -0.1

           Retail Trade      669.5         0.97      1.5      1.4     3.6       2.3       1.5     1.8

               Services     1196.8         0.95      3.5      3.7     2.6       3.4       2.6     2.8

Transportation & Public
         Utilities           238.4         1.06      1.4      1.6     0.5       1.3       0.9     1.2

        Wholesale Trade      272.1         1.11     -0.1      1.0     0.7       2.3       1.4     1.3
                         ------------------------------------------------------------------------------
       Total Employment     3973.7                   1.6      1.5     1.7       2.0       1.3     1.6
                         ------------------------------------------------------------------------------
      Office Employment      817.5         1.03      2.4      2.7     1.9       3.5       2.0     2.0
                         ------------------------------------------------------------------------------

Source: Regional Financial Associates, Torto Wheaton Research Data as of 3rd Quarter, 1996

                   An initial indication of the relative importance of a particular employment sector is its share of total employment, and for greater perspective, a comparison of its share to the national share. Location quotients above 1.0 indicate that the local economy has a greater share of a particular industry than the national average and the opposite is true when they are below 1.0.

                   For Chicago, the location quotient for FIRE employment is
                   1.09 while the location quotient for Service employment is
                   0.95. This means that in Chicago the share of FIRE employment is 9% greater than the national average. The share of Service employment in this MSA is 5% less than the national average.

--------------------------------
Economic Performance
(Rank out of 54)
--------------------------------
Total Employment:             1
current level
--------------------------------
Total Employment:             36
% growth over last 10 years
--------------------------------
Total Employment:             29
% growth over last year
--------------------------------
Total Employment:             39
% growth next 10 years
--------------------------------

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

                                                                         Chicago
--------------------------------------------------------------------------------

Office Employment  We identify and measure employment within the FIRE and
                   Service sectors in industries such as legal services, accounting, and insurance to create our office employment index. The index covers 80-90% of all office-related employment within each MSA. More specific details are available in the Data and Methodology Appendix.

                   Our estimate of office employment for Chicago currently stands at 817,500 workers. Over the last 10 years, office employment has grown by 2.4%. Over the last year Chicago has seen its office employment grow by 1.9%. Table 2 below provides historic growth rates for some of the significant office related industries in Chicago.

         Table 2: Levels and Historic Growth Rates for Subcategories of Office Employment

                                     -------------------------------------------------------------------------------------
                                                                            Level         Average Annual Growth Rates
                                     Employment Category                   (x1000)  Last 10 Years  Last 5 Years  Last Year
--------------------------------------------------------------------------------------------------------------------------
Finance, Insurance, and Real Estate  Banks                                   81.9           0.0           0.0         0.9

                                     Credit Agencies & Mortgage Companies    25.4           7.0           5.0         4.1

                                     Insurance Agents                        27.0          -1.9          -1.3         1.2

                                     Insurance Companies                     76.0           2.1           0.1         1.3

                                     Misc Investing & Trusts                 11.2          -0.6          -2.9        -2.8

                                     Real Estate Companies                   45.2           1.4           0.5        -0.4

                                     Securities Firms                        37.7           2.2           3.7         2.3

Service Employment                   Accounting Firms                        27.1           0.9           1.1        -0.4

                                     Advertising                             17.4           0.8           0.1         0.3

                                     Computer & Data Processing              40.2           4.4           6.3         6.6

                                     Consumer Credit Reporting                4.6           2.5           1.8         1.6

                                     Engineering & Architectural Services    27.6          -0.2           5.5         1.7

                                     Legal Services                          38.9           0.6           0.6        -1.8

                                     Mailing & Reproduction                  18.2           0.5           2.5         4.4

                                     Management & Public Relations           49.7           6.1           7.4         5.2

                                     Misc. Business Services                 67.6           5.0           4.8         2.6

                                     Misc. Equipment Rental & Leasing         9.3          11.4           9.9         7.6

                                     Motion Picture Distribution Services     1.0          -1.7          -1.0       -12.3

                                     Other Services                          76.8           1.3          -0.1        -2.7

                                     Personnel Services                     102.3           7.8          10.9         5.7

                                     Research & Testing Services             32.2          -0.9           2.9         2.6
                                     -------------------------------------------------------------------------------------

Source: Regional Financial Associates, Torto Wheaton Research
Data as of 3rd Quarter, 1996

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

                   For our 54 MSAs, the average annual growth rate of office employment over the last 10 years was 2.7% while over the last year it was 3.5%. The forecast calls for office employment to grow by 2.0% over the next six years.

                   The amount of office employees is the primary determinant of the demand side of the office market equation; but it is not the only factor. Also important is the efficiency of space use, measured by square foot per employee, as well as the rental cost of space. Some market observers have been arguing that office hoteling, virtual offices, or 'reengineering' will lead to less space per employee in the future. By implication, there would be less demand for office space.

                   The graph below provides a comparison of office employment growth for Chicago compared to all 54 MSAS since 1980 indexed to a 1980 starting point of 100.

                                [GRAPHIC OMITTED]

                   Since 1984, the level of office employment in Chicago has consistently grown at the same pace as the nation. Office employment for Chicago grew positively until the middle of 1986, then declined until 1987. Since 1987, growth has been strong except during the recession of the early nineties when office employment growth fell sharply. For the nation as a whole, the peak year in office employment prior to the recession was 1990. The national the decline in office employment was on par with the decline in Chicago. Since the end of the recession, Chicago has grown at approximately the same pace as the nation.

----------------------------------
Economic Performance
(Rank out of 54)
----------------------------------
Office Employment:            2
current level
----------------------------------
Office Employment:            42
% growth over last 10 years
----------------------------------
Office Employment:            44
% growth over last year
----------------------------------
Office Employment:
% growth next 6 years         32
----------------------------------

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

                                                                         Chicago
--------------------------------------------------------------------------------

      The Current Chicago is the 3rd largest of the 54 markets we follow with Office Market 188.6 million square feet. As of the fourth quarter, 1996, the vacancy rate was 14.0%, placing Chicago 40th out of 54 markets. The national vacancy rate was 12.2%.

                   Chicago contains 74.2 million square feet of Class 'A' office space with a year-end vacancy rate of 9.3%, while the average Class 'A' vacancy rate for the 54 markets stood at 9.9% year-end. The 1980's saw a tremendous building of office space. Nationally, 56.4% or 1.5 billion square feet of the total stock of all office space has been built since 1980. In Chicago, 50.2% has been built since 1980.

                   Out of our 54 markets, 48 quote rents primarily on a gross basis. The Chicago average gross asking rent is $16.64 per square foot, while nationally this figure is $18.35. Over the last year, the Chicago quote rose 3.7%, while the national quote rose 2.8%.

                                [GRAPHIC OMITTED]

                             Vacancy Rates 1992-1996

                                [GRAPHIC OMITTED]

                          Gross Asking Rents 1992-1996

----------------------------
Office Market Standings
(Rank out of 54)
----------------------------
Building Count           3
----------------------------
Market Size              3
----------------------------
Vacancy Rate            40
----------------------------
Gross Asking Rate       20
----------------------------

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

         Table 3:  Chicago Office Space by Submarket

                       ------------------------------------------------------------------------------
                                                      Sublet as a %
                         Number of    NRA    Vacancy    of Total      Weighted Average       TWR
                         Buildings  (x1000)   Rate      Available    Gross Asking Rents  Rent Index*
-----------------------------------------------------------------------------------------------------
         Central Loop        97      44,512    16.8        7.3            $17.01           $23.01

            East Loop        62      21,931    19.1        5.8            $14.84           $23.13

North Michigan Avenue        45      13,308    15.6        6.9            $17.90           $27.27

          River North        40       2,875    14.3        8.8            $14.84           $18.82

            West Loop        48      28,578    12.2       12.0            $16.68           $23.11
                       ------------------------------------------------------------------------------
Subtotal for Downtown       292     109,204    15.9        7.9            $16.36           $23.47
                       ==============================================================================

                       ------------------------------------------------------------------------------
          Lake County        70       6,077    12.8       13.4            $22.18           $20.82

           Lake Shore        52       4,211    13.0        2.1            $17.20           $22.02

        North Suburbs        74       5,091     6.7       35.8            $16.60           $19.87

               O'Hare       100      12,847    13.9        6.4            $15.59           $19.29

            Oak Brook       322      26,052     9.4       16.3            $18.92           $20.20

           Schaumburg       214      21,462    12.5       11.5            $16.67           $17.76

        South Suburbs        59       2,396    13.4        0.0            $16.17           $20.42

            West Cook        15       1,279    12.8        0.0            $13.97           $22.82
                       ------------------------------------------------------------------------------
Subtotal for Suburban       906      79,415    11.4       12.3            $17.25           $19.57
                       ==============================================================================
                       ------------------------------------------------------------------------------
    Total for Chicago      1198     188,619    14.0        9.4            $16.64           $21.69
                       ==============================================================================

                                [GRAPHIC OMITTED]

                   Chicago Office Space

                   The submarket descriptions for the Chicago MSA are provided by the local CB Commercial office as of second quarter 1995. This MSA consists of two major markets of Downtown and Suburban. The Downtown market contains five submarkets, and the Suburban market includes eight submarkets. The Chicago MSA lies on the western shore of Lake Michigan where the Chicago River runs through the center of the Downtown submarkets. The Suburban market area extends slightly to the west of Fox River.

                   Vacancy rates are calculated from the vacant available square feet divided by the net rentable area. Space may be classified as available but not vacant; space that is available for sublease may or may not be classified as vacant. All space classified as vacant is considered to be available.

                   * The Torto Wheaton Rent Index represents the contract gross rent for a 5 year - 10,000 square foot lease in a building of average age, size, and class in an average location. The average building in Chicago is a class B, 157,424 square foot building built between 1980 and 1995.

----------------------------
Downtown/Suburban
Market Standings
----------------------------
                  DT    Sub
----------------------------
Building Count    3     4
----------------------------
NRA               2     6
----------------------------
Vacancy Rate     25    38
----------------------------
TW Rent Index     6    14
----------------------------
   Downtown ranked out of 46
   Suburban ranted out of 53

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

                                                                         Chicago
--------------------------------------------------------------------------------

         Table 4:  Chicago Office Space by Class

                       ------------------------------------------------------------
                                    Class 'A'   Gross      Class 'B' & 'C'  Gross
                            NRA      Vacancy   Asking     NRA    Vacancy    Asking
                          (x1000)     Rate      Rent    (x1000)   Rate       Rent
-----------------------------------------------------------------------------------
         Central Loop     18,999      10.0     $19.00   25,513     21.8    $16.97

            East Loop      5,788      11.5         na   16,143     21.8    $14.84

North Michigan Avenue      4,642      17.2     $20.60    8,666     14.8    $16.88

          River North          0        na         na    2,875     14.3    $14.84

            West Loop     14,485       8.0     $18.25   12,093     17.3    $16.34
                       ------------------------------------------------------------
Subtotal for Downtown     43,914      10.3     $19.05   65,290     19.7    $16.18
                       ============================================================

                       ------------------------------------------------------------
          Lake County      2,822      14.1     $24.25    3,255     11.7    $18.83

           Lake Shore        474       1.3     $23.83    3,737     14.5    $17.06

        North Suburbs        215       9.3         na    4,876      6.6    $16.60

               O'Hare      6,056       7.0     $24.00    6,791     20.0    $15.39

            Oak Brook     10,158       7.5     $24.53   15,894     10.7    $17.79

           Schaumburg     10,283       6.8     $23.39   11,179     17.8    $15.59

        South Suburbs        273      18.7     $19.39    2,123     12.7    $15.37

            West Cook          0        na         na    1,279     12.8    $13.97
                       ------------------------------------------------------------
Subtotal for Suburban     30,281       7.8     $23.77   49,134     13.7    $16.25
                       ============================================================

                       ------------------------------------------------------------
    Total for Chicago     74,195       9.3     $21.34  114,424     17.1    $16.20
                       ============================================================

                   The personnel in the local CB Commercial offices in the Chicago area have classified most of the office properties in Chicago as A, B, or C class space. The local CB offices determine their own criteria for building classification.

                   While 211 - or 17.6% - buildings out of a total Chicago building count of 1,198 are currently classified as class 'A' properties, 39.3% of the net rentable area is considered to be class 'A' space. At the end of the fourth quarter of last year, the class 'A' vacancy rate stood at 9.3%, compared to a rate of 14.0% for all space.

                   At the national level, approximately 22.4% of office properties are currently classified as class 'A', while approximately 46.3% of the net rentable area is classified as class 'A' space. At the end of the fourth quarter of last year, the national class 'A' vacancy rate stood at 9.9%.

-------------------------------------
Chicago
Class "A" Standings
                              Rank
                    Level  out of 54
-------------------------------------
NRA (x1000)        74,195      4
-------------------------------------
Vacancy Rate       9.3%       31
-------------------------------------
Gross Asking Rent  $21.34     13
-------------------------------------

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

     Year-by-Year To put the Chicago market into perspective, the next two Office History tables contain annual net absorption and vacancy rates by submarket for the last five years.

         Table 5:  Historic Net Absorption By Submarket

                      ----------------------------------------------------------
                       (Square Feet xl000)

                              1992           1993   1994   1995   1996
--------------------------------------------------------------------------------
         Central Loop        1,049           -473    676    -94     62

            East Loop         -377            502   -721   -158    143

North Michigan Avenue          -28             83    291    -35    216

          River North           20           -147     37     34    328

            West Loop         -821           -355  1,331    853  1,145
                      ----------------------------------------------------------
Subtotal for Downtown         -157           -390  1,614    600  1,894
                      ==========================================================

                      ----------------------------------------------------------
          Lake County          143            100    129    171   -178

           Lake Shore           -4             57    187     84   -225

        North Suburbs           10            205    147    107    107

               O'Hare           -3             55   -209    687    168

            Oak Brook           85            661    976    316    534

           Schaumburg          -94            591    908    905    192

        South Suburbs           35            -46     13    146      2

            West Cook           16             11     90     36     32
                      ----------------------------------------------------------
Subtotal for Suburban          188          1,634  2,241  2,452    632
                      ==========================================================

                      ----------------------------------------------------------
    Total for Chicago           31          1,244  3,855  3,052  2,526
                      ==========================================================

                   Chicago ranks 43rd among our 54 MSAs in performance as measured by calculating an absorption rate for 1996 - that is, taking the year's total net absorption divided by end-of-year 1995 occupied stock. Over the last five years, the average annual absorption rate for Chicago is 1.39%, 46th out of our 54 MSAs.

-----------------------------------------------
Absorption Performance

                             Level/     Rank
                              Rate   out of 54
-----------------------------------------------
Avg ann'l absorption          2160        6
over the last five years
-----------------------------------------------
Annual Absorption Rate        1.4%       46
over the last five years
-----------------------------------------------
Absorption Rate               1.6%       43
over the last 4 quarters
-----------------------------------------------

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

                                                                         Chicago
--------------------------------------------------------------------------------

         Table 6:  Historic Vacancy Rates and Completions by Submarket

                           ----------------------------------------------------------------------------------------------------
                                   1992                1993                1994                1995                1996

                             Cmpltns   Vacancy   Cmpltns   Vacancy   Cmpltns   Vacancy   Cmpltns   Vacancy   Cmpltns   Vacancy
                            SF X 1000   Rate    SF X 1000   Rate    SF x 1000   Rate    SF X 1000   Rate    SF X 1000   Rate
-------------------------------------------------------------------------------------------------------------------------------
              Central Loop    2,841     17.2         0      18.2         0      16.7        0       16.9         0      16.8

                 East Loop        0     18.0         0      15.8         0      19.0        0       19.7         0      19.1

     North Michigan Avenue        0     19.8         0      19.2         0      17.0        0       17.3         0      15.6

               River North        0     22.6         0      27.2         0      26.0        0       25.0         0      14.3

                 West Loop    1,052     23.3         0      24.6         0      19.7        0       16.5         0      12.2
                           ----------------------------------------------------------------------------------------------------
     Subtotal for Downtown    3,893     19.3         0      19.6         0      18.2        0       17.6         0      15.9
                           ====================================================================================================

                           ----------------------------------------------------------------------------------------------------
               Lake County       40     13.5         0      12.0       175      12.3        0        9.6        32      12.8

                Lake Shore        0     15.7         0      14.4         0       9.7        0        7.1         0      13.0

             North Suburbs        0     17.8         0      13.9         0      10.9        0        8.8         0       6.7

                    O'Hare        0     19.4         0      18.8         0      20.5        0       15.2         0      13.9

                 Oak Brook       30     17.6       193      15.6         0      12.0        0       10.6       244       9.4

                Schaumburg        0     23.9       105      21.5        55      17.5        0       13.1        40      12.5

             South Suburbs        0     16.4         0      18.2        28      18.5        0       12.5        28      13.4

                 West Cook        0     26.0         0      25.2         0      18.1        0       15.3         0      12.8
                           ----------------------------------------------------------------------------------------------------
     Subtotal for Suburban       70     19.3       298      17.5       258      15.0        0       11.8       344      11.4
                           ====================================================================================================

                           ----------------------------------------------------------------------------------------------------
         Total for Chicago    3,963     19.3       298      18.8       258      16.9        0       15.2       344      14.0
                           ====================================================================================================

                   The metropolitan vacancy rate for Chicago stood at 14.0% at the end of fourth quarter of 1996, 40th out of our 54 MSAs. In 1992, the vacancy rate stood at 19.3%, 32nd out of the 54 MSAs. Most markets around the country are showing a good improvement in vacancy levels due to a combination of moderate demand growth and little in the way of new supply.

--------------------------------------------------------------------------------
Vacancy History Standings

----------------------------------------
                                Rank
                        Rate  out of 54
----------------------------------------
Current Vacancy Rate    14.0%    40
----------------------------------------
1992 Vacancy Rate       19.3%    32
----------------------------------------
1995 Vacancy Rate       15.2%    42
----------------------------------------


Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

       The Office  Our Outlook for Chicago is presented here on an annual
          Outlook  frequency and in the next table on a semiannual frequency.

         Table 7:  Annual History and Forecast

                   ----------------------------------------------------------------------------------
                     Total
                   Employment   Office                           Net      Vacancy   TW Rent Index
                     Growth     Empl.    Stock   Completions  Absorption   Rate    Level   Inflation
                      (%)      (x1000)  (x1000)    (x1000)     (x1000)      (%)     ($)       (%)
-----------------------------------------------------------------------------------------------------
 History     1977      1.0      421.7    86,059     2,058        4,931     11.4

             1978      3.3      438.6    88,338     2,279        5,641      7.3

             1979      2.3      458.8    93,850     5,512        8,113      4.1    $11.60

             1980      0.8      476.7   103,454     9,604        8,383      4.9    $12.44     7.2
           ------------------------------------------------------------------------------------------
             1981     -1.3      503.6   108,209     4,755        2,683      6.6    $13.00     4.5

             1982     -2.7      511.8   114,065     5,856        3,188      8.6    $13.43     3.3

             1983     -1.6      514.3   121,439     7,374          668     13.6    $14.99    11.6

             1984      5.1      557.0   128,315     6,876        8,123     11.9    $15.66     4.5
           ------------------------------------------------------------------------------------------
             1985      5.0      582.7   137,092     8,777        5,265     13.7    $16.15     3.1

             1986      0.6      648.3   150,032    12,940        5,916     17.2    $16.09    -0.4

             1987      2.3      643.4   159,848     9,816       10,526     15.7    $15.78    -1.9

             1988      3.1      677.4   163,424     3,576        6,774     13.4    $16.55     4.9
           ------------------------------------------------------------------------------------------
             1989      2.4      705.5   171,103     7,679        4,426     14.7    $17.02     2.8

             1990      1.5      724.1   180,783     9,680        3,195     17.5    $16.83    -1.1

             1991     -1.5      707.8   183,756     2,973        2,269     17.6    $16.76    -0.4

             1992     -0.4      732.5   187,719     3,963           75     19.3    $16.42    -2.0
           ------------------------------------------------------------------------------------------
             1993      1.8      754.7   188,017       298        1,181     18.8    $16.23    -1.2

             1994      2.4      782.1   188,275       258        3,787     16.9    $17.55     8.1

             1995      2.6      802.1   188,275         0        3,201     15.2    $18.74     6.8

             1996      1.9      817.5   188,619       344        2,555     14.0    $21.69    15.7
                   ==================================================================================

-----------------------------------------------------------------------------------------------------
Forecast     1997      1.5      835.9   189,312       694        1,428     13.6    $23.01     6.1

             1998      1.1      849.3   192,184     2,872        2,288     13.7    $24.17     5.0

             1999      1.4      866.0   196,633     4,449        2,736     14.2    $24.96     3.3

             2000      1.4      883.3   201,764     5,130        3,087     14.9    $25.45     2.0
           ------------------------------------------------------------------------------------------
             2001      1.4      902.0   206,930     5,167        3,299     15.4    $25.79     1.3

             2002      1.4      921.8   211,838     4,908        3,403     15.8    $26.12     1.3
                   ==================================================================================

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

                                                                         Chicago
--------------------------------------------------------------------------------

         Table 8:  Semiannual History and Forecast

                     ---------------------------------------------------------------------------------------------
                        Total
                      Employment   Office                              Net       Vacancy    TW Rent        Index
                        Growth      Empl.    Stock    Completions  Absorption     Rate               (S)
                          (%)      (x1000)  (x1000)     (x1000)      (x1000)       (%)        Real*       Nominal
------------------------------------------------------------------------------------------------------------------
History      1992.1      -0.6       723.3   186,548      2,792          995       18.3       $18.81       $16.59

             1992.2       0.2       732.5   187,719      1,171         -920       19.3       $18.34       $16.42

             1993.1       0.7       734.4   187,933       214           173       19.3       $17.99       $16.33

             1993.2       1.1       754.7   188,017        84         1,008       18.8       $17.65       $16.23
             -----------------------------------------------------------------------------------------------------
             1994.1       1.1       762.7   188,210       193         2,039       17.8       $18.13       $16.88

             1994.2       1.3       782.1   188,275        65         1,748       16.9       $18.59       $17.55

             1995.1       1.7       796.6   188,275         0         2,071       15.8       $18.91       $18.14

             1995.2       0.9       802.1   188,275         0         1,130       15.2       $19.34       $18.74
             -----------------------------------------------------------------------------------------------------
             1996.1       1.0       817.2   188,361        86         1,203       14.6       $20.45       $20.16

             1996.2       0.9       817.5   188,619       258         1,352       14.0       $21.69       $21.69
                     =============================================================================================

------------------------------------------------------------------------------------------------------------------
Forecast     1997.1       0.7       826.5   188,966       347           802       13.7       $22.00       $22.36

             1997.2       0.8       835.9   189,312       347           626       13.6       $22.27       $23.01
             -----------------------------------------------------------------------------------------------------
             1998.1       0.5       842.1   190,468      1,156        1,084       13.5       $22.50       $23.63

             1998.2       0.6       849.3   192,184      1,716        1,204       13.7       $22.64       $24.17

             1999.1       0.7       857.4   194,274      2,090        1,312       13.9       $22.68       $24.61

             1999.2       0.7       866.0   196,633      2,359        1,424       14.2       $22.63       $24.96
             -----------------------------------------------------------------------------------------------------
             2000.1       0.7       874.3   199,161      2,528        1,509       14.6       $22.51       $25.24

             2000.2       0.7       883.3   201,764      2,602        1,578       14.9       $22.33       $25.45

             2001.1       0.7       892.4   204,368      2,604        1,630       15.2       $22.12       $25.63

             2001.2       0.7       902.0   206,930      2,563        1,669       15.4       $21.90       $25.79
             -----------------------------------------------------------------------------------------------------
             2002.1       0.7       912.0   209,424      2,494        1,700       15.6       $21.67       $25.95

             2002.2       0.7       921.8   211,838      2,414        1,703       15.8       $21.46       $26.12
                     =============================================================================================

                   * Real rents shown in 1996 dollars

--------------------------------------------------------------------------------

                   The forecast calls for an average annual growth in office employment of 2.0% over the next six years from its current level. In that office employment growth is a key element in our forecast model, we expect that this growth will affect our forecast of net absorption in a positive manner. We are forecasting vacancy rates to rise to 15.8% over the next six years. Rents as measured by the TW Rent Index are expected to rise by an average annual rate of 3.5% through 2001.

-----------------------------------
Rent and Vacancy Performance
(Rank out of 54)
-----------------------------------
1996.2 Vacancy Rate           40
-----------------------------------
2002.2 Vacancy Rate           24
-----------------------------------
1996.2 TW Rent Index           9
-----------------------------------
2002.2 TW Rent Index          14
-----------------------------------

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Tonto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

          Outlook The following four graphs compare growth in office Comparisons employment, new supply, absorption, and rent between Chicago and a weighted average of our 54 markets.

                                [GRAPHIC OMITTED]

                         Office Employment Growth Rates

                                [GRAPHIC OMITTED]

                                Completion Rates

                                [GRAPHIC OMITTED]

                                Absorption Rates

                                [GRAPHIC OMITTED]

                                TW Rent Inflation

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

                                                                         Chicago
--------------------------------------------------------------------------------

Submarket Outlook  The following tables provide a short term forecast by submarket for net absorption, new supply, rent growth, and vacancy rates.

         Table 9:  Forecast of Demand by Submarket

                                              Demand Forecast Factors                            2 Year Forecast
                       -------------------------------------------------------------------  ------------------------
                       -------------------------------------------------------------------  ------------------------
                                            Long-term*                3-Year                  Estimated
                       Occupied  Percent   Avg. Annual    Percent   Avg. Annual    Percent    Avg Annual    Percent
                        Stock      of     Net Absorption    of     Net Absorption    of     Net Absorption    of
                       (x1000)    Metro      (x1000)       Metro      (x1000)       Metro      (x1000)       Metro
------------------------------------------------------------------------------------------  -------------------------
         Central Loop    37,054    22.9         698        17.1          215         6.8           394        21.2

            East Loop    17,751    10.9          47         1.2         -245        -7.8            56         3.0

North Michigan Avenue    11,226     6.9         196         4.8          157         5.0           165         8.9

          River North     2,463     1.5          -3        -0.1          133         4.2             3         0.2

            West Loop    23,330    14.4         584        14.3        1,110        35.3           197        10.6
                       -------------------------------------------------------------------  ------------------------
Subtotal for Downtown    91,924    56.6       1,522        37.3        1,370        43.5           815        43.9
                       ===================================================================  ========================

                       -------------------------------------------------------------------  ------------------------
          Lake County     5,298     3.3         286         7.0           41         1.3           251        13.5

           Lake Shore     3,662     2.3          35         0.9           15         0.5            35         1.9

        North Suburbs     4,749     2.9         162         4.0          120         3.8            31         1.6

               O'Hare    11,065     6.8         315         7.7          215         6.8           131         7.1

            Oak Brook    23,591    14.5         986        24.2          609        19.4           317        17.0

           Schaumburg    18,770    11.6         724        17.8          668        21.3           244        13.1

        South Suburbs     2,075     1.3          40         1.0           54         1.7            33         1.8

            West Cook     1,115     0.7           2         0.1           53         1.7             3         0.2
                       -------------------------------------------------------------------  ------------------------
Subtotal for Suburban    70,325    43.4       2,550        62.7        1,775        56.5         1,045        56.2
                       ===================================================================  ========================

                       -------------------------------------------------------------------  ------------------------
    Total for Chicago   162,149   100.0       4,072       100.0        3,145       100.0         1,860       100.0
                       ===================================================================  ========================

                   * Long term net absorption is an estimate of net absorption over the last 15 years. See the Appendix for a complete methodology.

                   The three-year average annual net absorption is calculated from the current period going back three years. Likewise, the two-year average annual forecast of net absorption is calculated from the current period going forward two years. when the Outlook is produced mid-year, the time periods referenced are also mid-year time periods.

-----------------------------------------
Chicago
Submarket Standings
-----------------------------------------
Largest share of long-term absorption:
  ---------------------------------------
                               Oak Brook
  ---------------------------------------
-----------------------------------------
Largest share of short-term absorption:
  ---------------------------------------
                               West Loop
  ---------------------------------------
-----------------------------------------
Largest share of forecasted absorption:
  ---------------------------------------
                            Central Loop
  ---------------------------------------
-----------------------------------------

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

        Table 10:  Forecast of Supply by Submarket

                                              Supply Forecast Factors                           2 Year Forecast
                        -----------------------------------------------------------------  -------------------------
                        -----------------------------------------------------------------  -------------------------
                        Average Annual            Square Feet                              Estimated Annual
                         Completions    Percent     Under      Percent  Planned   Percent     Completions    Percent
                        Last 15 Years     of     Construction    of     Projects    of        Next 2 Years     of
                           (x1000)       Metro     (x1000)      Metro   (x1000)    Metro        (x1000)       Metro
-----------------------------------------------------------------------------------------  -------------------------
         Central Loop       1,052        19.6          0         0.0        0        0.0            203       11.4

            East Loop         221         4.1          0         0.0        0        0.0             39        2.2

North Michigan Avenue         293         5.5          0         0.0        0        0.0             53        2.9

          River North          13         0.2          0         0.0        0        0.0              3        0.1

            West Loop         744        13.9          0         0.0        0        0.0            132        7.4
                        -----------------------------------------------------------------  -------------------------
Subtotal for Downtown       2,323        43.3          0         0.0        0        0.0            430       24.0
                        =================================================================  =========================

                        -----------------------------------------------------------------  -------------------------
          Lake County         333         6.2        125        18.0        0        0.0            182       10.2

           Lake Shore          55         1.1          0         0.0        0        0.0             11        0.6

        North Suburbs         180         3.4          0         0.0        0        0.0             38        2.1

               O'Hare         406         7.6          0         0.0        0        0.0             90        5.0

            Oak Brook       1,124        21.0        457        65.9       98       15.4            711       39.9

           Schaumburg         871        16.3        111        16.0      538       84.6            312       17.5

        South Suburbs          56         1.0          0         0.0        0        0.0             12        0.6

            West Cook           9         0.2          0         0.0        0        0.0              2        0.1
                        -----------------------------------------------------------------  -------------------------
Subtotal for Suburban       3,037        56.8        693        99.9      636      100.0          1,358       76.0
                        =================================================================  =========================

                        -----------------------------------------------------------------  -------------------------
    Total for Chicago       5,360       100.0        693       100.0      636      100.0          1,788      100.0
                        =================================================================  =========================

                   Our forecast of submarket supply utilizes historical shares of new supply as well as acknowledged under-construction and planned projects to distribute our metropolitan forecast of new supply to each submarket for the next two years.

                   The most likely influence on the Chicago market over the next several years will be the amount of new construction. Over the next two years we estimate 1.8 million square feet will be completed annually, metro-wide. On the other hand, Table 9 shows us that 1.9 million square feet annually is the forecasted net absorption during the same period.

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

Chicago
--------------------------------------------------------------------------------

        Table 11:  Forecast of Vacancy Rates and Rents by Submarket

                       Historic and Year-end 1996 Vacancy Rates and                2 Year Forecast
                       --------------------------------------------     ------------------------------------
                       --------------------------------------------     ------------------------------------
                                                                                               TW Rent Index
                             1993          1996           1996                                  Avg Annual
                         Vacancy Rate  Vacancy Rate  TW Rent Index      Vacancy Rate  Level   Rent Inflation
-------------------------------------------------------------------     ------------------------------------
         Central Loop       18.2           16.8         $23.01              15.8      $25.21       4.7

            East Loop       15.8           19.1         $23.13              18.9      $24.94       3.6

North Michigan Avenue       19.2           15.6         $27.27              13.7      $30.14       5.1

          River North       27.2           14.3         $18.82              14.3      $20.90       5.4

            West Loop       24.6           12.2         $23.11              11.5      $26.06       6.2
                       --------------------------------------------     ------------------------------------
Subtotal for Downtown       19.7           15.9         $23.47              15.1      $25.85       5.0
                       ============================================     ====================================

                       --------------------------------------------     ------------------------------------
          Lake County       12.0           12.8         $20.82              10.0      $23.47       6.2

           Lake Shore       14.4           13.0         $22.02              11.8      $24.71       5.9

        North Suburbs       13.9            6.7         $19.87               6.8      $23.17       8.0

               O'Hare       18.8           13.9         $19.29              13.1      $21.53       5.6

            Oak Brook       15.6            9.4         $20.20              11.8      $23.08       6.9

           Schaumburg       21.5           12.5         $17.76              12.8      $19.98       6.1

        South Suburbs       18.2           13.4         $20.42              11.5      $22.89       5.9

            West Cook       25.2           12.5         $22.82              12.5      $25.60       5.9
                       --------------------------------------------     ------------------------------------
Subtotal for Suburban       17.5           11.4         $19.57              11.8      $22.15       6.4
                       ============================================     ====================================

                       --------------------------------------------     ------------------------------------
    Total for Chicago       18.8           14.0         $21.69              13.7      $24.17       5.6
                       ============================================     ====================================

                   Combining the supply and demand forecasts of the previous tables, we can project the rent and vacancy levels by submarket for Chicago. We provide forecasts only in those submarkets where we have determined that there is sufficient stock of space or where there is currently space under construction.

                   The local offices in the Chicago area were reporting 693,000 square feet of multi-tenant space under construction as of the 4th quarter of 1998. Our forecast calls for an average of
                   3.9 million square feet to be built each year over the next six years. The following table provides information on current projects under construction.

----------------------------------------
Chicago
Submarket Standings
----------------------------------------
Highest current vacancy rate
  --------------------------------------
                          East Loop
  --------------------------------------
----------------------------------------
Largest forecasted decrease in vacancy
  --------------------------------------
                        Lake County
  --------------------------------------
----------------------------------------
Largest forecasted increase in rents
  --------------------------------------
                       North Suburbs
  --------------------------------------
----------------------------------------

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

        Table 12:  Multi-tenant Properties Under Construction

                          --------------------------------------------------------------------------------------------

                                                                                             Percent    Asking
                Suburban  Building Name and Address                                 NRA      Available    Rent
----------------------------------------------------------------------------------------------------------------------
             Lake County     1650 LAKE COOK                                      125,000      100.0      16.50
                             1650 LAKE COOK RD                                                            (N)
                             DEERFIELD
                             Due: 1997
                          --------------------------------------------------------------------------------------------
                          --------------------------------------------------------------------------------------------
                                                                              Weighted Average        Asking Rent
                            # of Buildings   NRA           Percent Available        Net                  Gross
                          --------------------------------------------------------------------------------------------
Subtotal for Lake County          1        125,000               100.0             $16.50                  na
                          ============================================================================================

                          --------------------------------------------------------------------------------------------

                                                                                  Percent               Asking
                          Building Name and Address              NRA             Available               Rent
----------------------------------------------------------------------------------------------------------------------
               Oak Brook     HIGHLAND LANDMARK I               244,000             100.0                 17.00
                             31ST ST                                                                      (N)
                             DOWNERS GROVE
                             Due: 1997
                          --------------------------------------------------------------------------------------------
                             CENTRE POINT IV                    30,000               0.0                 12.50
                             CENTER POINT DR                                                              (N)
                             NAPERVILLE
                             Due: 1997
                          --------------------------------------------------------------------------------------------
                             CENTRE POINT V                     33,713             100.0                 12.50
                             CENTER POINT DR                                                              (N)
                             NAPERVILLE
                             Due: 1997
                          --------------------------------------------------------------------------------------------
                             WESTWOOD OF LISLE 2               148,664             100.0                 17.25
                             WARRENVILLE RD                                                               (N)
                             LISLE
                             Due: 1997
                          --------------------------------------------------------------------------------------------

                          --------------------------------------------------------------------------------------------
                                                                              Weighted Average        Asking Rent
                            # of Buildings   NRA           Percent Available        Net                  Gross
                          --------------------------------------------------------------------------------------------
  Subtotal for Oak Brook          4        456,377                93.4             $16.73                  na
                          ============================================================================================

                          --------------------------------------------------------------------------------------------

                                                                                  Percent               Asking
                          Building Name and Address              NRA             Available               Rent
----------------------------------------------------------------------------------------------------------------------
              Schaumburg     SPRING LAKE EXC CAMP               50,845             100.0                 14.25
                             250 SPRINGLAKE DR                                                            (N)
                             ITASCA
                             Due: 1997
                          --------------------------------------------------------------------------------------------
                             LESLIE OAKS BUS PK8                40,000             100.0               8.00/13.00
                             580 TOLLGATE RD                                                              (N)
                             ELGIN
                             Due: 1997
                          --------------------------------------------------------------------------------------------
                             LELIE OAKS BUS PK7                 20,000            100.0               8.00/13.00
                             600 TOLLGATE RD                                                              (N)
                             ELGIN
                             Due: 1997
                          --------------------------------------------------------------------------------------------

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

                                                                         Chicago
--------------------------------------------------------------------------------

                          --------------------------------------------------------------------------------------------
                                                                              Weighted Average        Asking Rent
                            # of Buildings   NRA           Percent Available        Net                  Gross
                          --------------------------------------------------------------------------------------------
Subtotal for Schaumburg           3        110,345              100.0              $12.22                 na
                          ============================================================================================

                          --------------------------------------------------------------------------------------------
                                                                              Weighted Average        Asking Rent
                            # of Buildings   NRA           Percent Available        Net                  Gross
                          --------------------------------------------------------------------------------------------
Total for Chicago                 8        892,222               95.7              $15.93                 na
                          ============================================================================================

                   This table reports only multi-tenant buildings that were under construction as of 4th quarter, 1996. We do track single tenant or build-to-suit construction for the purposes of estimating absorption and making forecasts.

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

[LOGO]

                      FARMERS BRANCH/DALLAS MARKET ANALYSIS
                            PRENTISS OFFICE PORTFOLIO

                              Farmers Branch, Texas

                                DATE OF ANALYSIS

                                   August 1997

                                  PREPARED FOR

                              LEHMAN BROTHERS, INC.
                            3 World Financial Center
                            New York, New York 10285

                                   PREPARED BY

                 CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC.
                        CAPITAL MARKETS SUPPORT SERVICES
                         2500 West Loop South, Suite 100
                            Houston, Texas 77027-4502

                         [Letterhead of CB Commercial]

August 15, 1997

Mr. Mark H. Mauldin
LEHMAN BROTHERS, INC.
3 World Financial Center
New York, New York  10285

RE:   Farmers Branch/Dallas Market Analysis
      Prentiss Office Portfolio
      Farmers Branch, Texas
      CBC File No. 97-301

Dear Mr. Mauldin:

At your request and authorization, CB Commercial Real Estate Group, Inc. has prepared a Market Analysis for the Prentiss Office Portfolio located in Farmers Branch, Texas. The subject consists of 3 multi-tenant, institutional quality, office buildings having a combined total of 727,545 SF of net rentable area. The Farmers Branch market has an average occupancy of 94% with a weighted average net rental rate of $16.15 - $23.50 PSF/YR, depending on the data source. Overall this market area is stabilized and showing improving rental rates.

This report may be relied upon by Lehman Brothers and its successors and assigns in determining whether to make a loan evidenced by a note (the "Property Note") secured by the property. This report may be relied upon by any purchaser or assignee of the Property Note in determining whether to purchase the Property Note from Lehman Brothers and its successors and assigns and by any rating agency rating securities secured by, or representing an interest in the Property Note. This report may be referred to, quoted in and included with materials offering for sale the Property Note or an interest therein for sale. This report may be relied upon by persons acquiring the Property Note or an interest in the Property Note. This report speaks as of the date prepared.

It has been a pleasure to assist you in this assignment. If you have any questions concerning the analysis, or if CB Commercial Real Estate Group, Inc. can be of further service, please do not hesitate to contact us.

Respectfully submitted,

CB COMMERCIAL REAL ESTATE GROUP, INC.
CAPITAL MARKETS SUPPORT SERVICES

by:


/s/ Jason T. Hutchins
-------------------------------
Jason T. Hutchins
Project Manager

JTH

================================================================================
                                                        SUMMARY OF SALIENT FACTS
--------------------------------------------------------------------------------

                            SUMMARY OF SALIENT FACTS

Property Name:                                 PRENTISS PROPERTIES PORTFOLIO
Location:                                      Park West Office Park, Farmers
                                               Branch, Texas
Property Description:
Date of Analysis:                              August 1, 1997
Improvements
Number of Buildings:                           3
Number of Stories:                             4 - 8
Gross Building Area:                           727,545 SF
Net Rentable Area:                             727,545 SF
Avg. Year Built:                               1989
Condition:                                     Good
Effective Age:                                 8 Years
Market Financial Indicators
Current Occupancy:                             94% (Submarket)
Stabilized Occupancy:                          94.0%
Estimated Absorption:                          Market is stabilized.
Market Rental Rate:                            $18.00 - $22.00 PSF
Tenant Improvements (New Leases):              $5.00  Per SF
Tenant Improvements (Renewal Leases):          $2.50  Per SF
Leasing Commissions (New Leases):              4.5%
Leasing Commissions (Renewal Leases):          2.0%

================================================================================
                                                               TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

SUMMARY OF SALIENT FACTS.....................................................ii

TABLE OF CONTENTS...........................................................iii

TRADE AREA ANALYSIS...........................................................1

COMPETITIVE MARKET TREND ANALYSIS.............................................3

MARKETABILITY CONCLUSIONS.....................................................7

ADDENDA
     A         Improved Comparable Sales
     B         Demographics
     C         Torto Wheaton Research Data
     D         New Construction Statistics

--------------------------------------------------------------------------------

================================================================================
                                                             TRADE AREA ANALYSIS
--------------------------------------------------------------------------------

                               TRADE AREA ANALYSIS

Regional Influences

The region is displaying signs of recovery, with major companies relocating to the area and major expansions of companies already located in the area. Dallas has seen more job gains than the state's other three major metro areas combined.

Since 1990 the number of employed persons in the combined Dallas PMSA and Fort Worth Arlington PMSA have increased from 2,189,600 to 2,493,200, an increase of 303,600 new jobs, reflecting a 13.9% increase. During this period, unemployment has decreased to 4.0% in the Dallas area and 3.9% in the Fort Worth-Arlington area.

On an aggregate basis values for both vacant land and improved properties generally increased in 1996 and are generally expected to increase again in the short term future. The industrial and commercial growth that has taken place in recent years is expected to continue in the immediate future. Therefore, the overall trend for the subject appears to be favorable.

Location

The trade area is located in the city of Farmers Branch. The city of Farmers Branch is located in north Texas, in the northwest quadrant of the Dallas MSA.

Demographics

Population growth and new household formations have been on an upward trend within the subject trade area.

Selected trade area demographics are shown in the following table:

--------------------------------------------------------------------------------

================================================================================
                                                             TRADE AREA ANALYSIS
--------------------------------------------------------------------------------

================================================================================
                        SELECTED METRO AREA DEMOGRAPHICS
                              SUBJECT'S LOCAL AREA
--------------------------------------------------------------------------------
                                                  Farmers BranchDallas PMSA
--------------------------------------------------------------------------------
    Population
           2001 Estimate                                24,299     3,239,483
           1996 Estimate                                24,645     3,003,257
           1990 Census                                  24,250     2,676,248
           1996 - 2001 % Change                          -1.4%          7.9%
    Households
           2001 Estimate                                 8,708     1,203,854
           1996 Estimate                                 8,876     1,118,500
           1990 Census                                   8,771     1,001,750
           1996 - 2001 % Change                          -1.9%          7.6%
    2001 Median Household Income                       $53,918       $46,081
    1996 Median Household Income                       $45,712       $39,367
    1996 Average Household Income                      $57,386       $52,272
    1990 Average Home Value                           $101,024      $103,333
    1990 % College Graduates                             25.1%         26.9%
--------------------------------------------------------------------------------
    Source:  Strategic Mapping, Inc.
    Compiled by:  CB Commercial
================================================================================

Trends and Conclusions

The trade area currently has a strong income demographic profile as compared to the overall Dallas PMSA. The outlook is for relatively stable performance with moderate improvement over the next several years. As a result, the demand for existing developments is expected to be good. Generally, the trade area is expected to maintain a relatively stable growth pattern in the foreseeable future.

--------------------------------------------------------------------------------

================================================================================
                                               COMPETITIVE MARKET TREND ANALYSIS
--------------------------------------------------------------------------------

                        COMPETITIVE MARKET TREND ANALYSIS

COMPETITIVE OVERALL AND SUBMARKET SUPPLY

In order to research the market, we have relied upon data published by Torto Wheaton Research, KOLL, and CB Commercial Real Estate Appraisal Services Group.

MARKET SUMMARY

Selected market statistics for the subject trade area are shown in the following table:

================================================================================
                                MARKET STATISTICS
--------------------------------------------------------------------------------
 Category                                          Source  Dallas     Submarket
--------------------------------------------------------------------------------
 Existing Supply (SF X 1,000)                       (1)    111,337       1,578
                                                    (3)                  1,542
 Under Construction (SF X 1,000)                    (1)        329           0
 Construction - 2 YR Annual Forecast (SF X 1,000)   (1)      1,251          18
 Absorption - 3 YR Avg. (SF X 1,000)                (1)      2,935          16
 Absorption - 2 YR Annual Forecast (SF X 1,000)     (1)      1,660          22
 Current Occupancy                                  (1)      84.7%       94.1%
                                                    (3)                  99.0%
 Occupancy - 2 YR Forecast                          (1)      84.1%       94.8%
 Average Rent PSF - Current                         (1)     $15.49      $16.17
                                                    (2)     $17.50      $23.51
                                                    (3)                 $17.80
 Average Rent PSF - 2 YR Forecast                   (1)     $18.20      $20.54
 Annual Rent Inflation - 2 YR Forecast              (1)       8.4%       12.7%
--------------------------------------------------------------------------------
 Source Codes:
 (1)  Torto Wheaton Research
 (2)  KOLL National Real Estate Index
 (3)  CB Commercial
================================================================================

MARKET RENT/DEMAND TRENDS

The following table presents the trends in rental rates and occupancy for the Dallas area and local submarket over the past five years:

--------------------------------------------------------------------------------

================================================================================
                                               COMPETITIVE MARKET TREND ANALYSIS
--------------------------------------------------------------------------------

================================================================================
                                  MARKET TRENDS
                                   1992 - 1996
--------------------------------------------------------------------------------
                             Dallas Area                   Local Submarket
                     ---------------------------    ----------------------------
    Date               Rent PSF     Occupancy         Rent PSF      Occupancy
--------------------------------------------------------------------------------
    1992                $10.83         73.5%             N/A          93.4%
    1993                $11.50         75.0%             N/A          92.8%
    1994                $11.27         78.3%             N/A          88.7%
    1995                $12.40         80.6%             N/A          95.4%
    1996                $15.49         83.0%             $16.17       94.1%
1997 Forecast           $16.86         83.8%             $20.54       94.8%
================================================================================
Source:  Torto Wheaton Research
================================================================================

MARKET RENT TRENDS

In addition to the Torto Wheaton Research and KOLL surveys, a number of rent comparables have been surveyed in order to identify the performance trends within the subject's immediate submarket. CB Commercial surveyed competitive properties and lease transactions for comparison to the subject. The selected comparable rentals are summarized in the following summary chart.

====================================================================================================================
               COMPARABLE RENTALS SUMMARY - PRENTISS PROPERTIES PORTFOLIO
--------------------------------------------------------------------------------------------------------------------
          Comp.                                                                           Avg. Base Rent  Ann.
     No.          Name                      Location                     Size (GBA)  Dec-96     Aug-97    Inc.
--------------------------------------------------------------------------------------------------------------------
      1   Northpointe Centre   12005 Ford Road, Farmers Branch, TX     168,814 SF    $16.00     $16.50    4.7%
      2   Triwest Plaza        3030 LBJ Freeway, Dallas, TX
      2   Graystone Centre     3010 LBJ Freeway, Dallas, TX            294,672 SF    $18.00     $19.00    8.5%
      3   Park West E-1        1601 LBJ Freeway, Farmers Branch, TX    185,000 SF    $19.50     $22.00    19.9%
      4   Park West E-2        1603 LBJ Freeway, Farmers Branch, TX    187,237 SF    $19.50     $22.00    19.9%
      5   Park West E-3        1605 LBJ Freeway, Farmers Branch, TX    200,590 SF    $19.50     $22.00    19.9%
      6   Park West C-2        1505 LBJ Freeway, Farmers Branch, TX    343,602 SF    $19.50     $22.00    19.9%
      7   Park West C-3        1501 LBJ Freeway, Farmers Branch, TX    343,602 SF    $19.50     $22.00    19.9%
--------------------------------------------------------------------------------------------------------------------
 Average:                                                              246,217 SF    $18.79     $20.79    16.1%
--------------------------------------------------------------------------------------------------------------------
 Compiled by:  CB Commercial
====================================================================================================================

----------------------------------------------------------------------------------------------------------
          Comp.                       Exp.                   Ten. Imp.            Leas. Comm.      Pct.
     No.          Name               Reimb.              New          Renew    New         Renew   Occ.
----------------------------------------------------------------------------------------------------------
      1   Northpointe Centre        Base Yr.            $4.00    -    15.00    4.5%        2.0%     76%
                                                                PSF
      2   Triwest Plaza
      2   Graystone Centre          Base Yr.            $4.00                  4.5%        2.0%     95%
      3   Park West E-1       Base Yr. (Elect. Net)     $5.00         $3.50    4.5%        2.0%    100%
      4   Park West E-2       Base Yr. (Elect. Net)     $5.00         $3.50    4.5%        2.0%    100%
      5   Park West E-3       Base Yr. (Elect. Net)     $5.00         $3.50    4.5%        2.0%    100%
      6   Park West C-2       Base Yr. (Elect. Net)     $5.00         $3.50    4.5%        2.0%    100%
      7   Park West C-3       Base Yr. (Elect. Net)     $5.00         $3.50    4.5%        2.0%     99%
----------------------------------------------------------------------------------------------------------
 Average:                                               $4.83         $3.50    4.5%        2.0%     96%
----------------------------------------------------------------------------------------------------------

The asking rental rates of the comparables range from $16.50 to $22.00 per square foot. Quoted occupancy rates range from 76% to 100%. Rental rates are increasing at a strong rate due to strong demand and a lack of available supply. As a result, there are a number of buildings planned for construction at this time, including one building on LBJ Freeway and four buildings in Las Colinas.

--------------------------------------------------------------------------------

================================================================================
                                               COMPETITIVE MARKET TREND ANALYSIS
--------------------------------------------------------------------------------

MARKET EXPENSE RATES

The following industry survey expense data is reported for the local market area:

==============================================================================================================
                                      PRENTISS PROPERTIES PORTFOLIO
                                         COMPARABLE EXPENSE DATA
--------------------------------------------------------------------------------------------------------------

                                                    COMP 1         COMP 2          COMP 3        IREM MEDIAN
                                                 -------------  --------------  -------------   --------------
   Location:                                        Hurst         East Fort      East Fort
                                                                   Worth           Worth           Dallas
   NRA (SF):                                        79,738         85,030          87,172         Suburban
   Expense Year:                                     1996           1996            1996            1996
   Effective Gross Income PSF:                      $13.77          $7.47          $12.66

   Unit of Comparison                                PSF             PSF            PSF              PSF
                                                 -------------  --------------  -------------   --------------
   Expenses
             Real Estate Taxes                      $1.32           $1.11          $1.48            $1.22
             Insurance                              $0.15           $0.02          $0.19            $0.13
             Janitorial                             $0.65           $0.00          $0.64            $0.72
             General Operating*                     $1.66           $2.96          $1.65            $1.75
             Utilities                              $1.96           $1.70          $1.70            $2.00
             Allowance for Replacements             $0.00           $0.00          $0.00            $0.00
             Management Fees                        $0.00           $0.00          $0.02            $0.41
                                                 -------------  --------------  -------------   --------------
   Total Expenses                                   $5.74           $5.79          $5.68            $6.23

             *  Includes maintenance and repairs, administrative, and contract services.
--------------------------------------------------------------------------------------------------------------
   Source:   Actual operating statements, BOMA Experience Exchange Report 1996, and IREM
             Income/Expense Analysis Report 1998

   Compiled By:  CB Commercial
==============================================================================================================

MARKET CAPITAL EXPENDITURES

The rent comparables surveyed reported the following capital expenditures for new and renewal leases:

--------------------------------------------------------------------------------

================================================================================
                                               COMPETITIVE MARKET TREND ANALYSIS
--------------------------------------------------------------------------------

=============================================================================
                                CAPITAL EXPENSES
-----------------------------------------------------------------------------
   Capital Expense Category                         Range Reported
-----------------------------------------------------------------------------
   Renewal Probability                         75%        to          85%
   Tenant Improvements (New Leases)        $3.00  PSF     to      $15.00  PSF
   Tenant Improvements (Renewal Leases)    $2.00  PSF     to       $3.00  PSF
   Weighted Average Tenant Improvements    $2.25  PSF     to       $4.80  PSF
   Leasing Commissions (New Leases)            4.5%       to          6.0%
   Leasing Commissions (Renewal Leases)        2.0%       to          3.0%
   Weighted Average Leasing Commissions        2.6%       to          3.5%
-----------------------------------------------------------------------------
   Compiled By: CB Commercial
=============================================================================

COMPARABLE SALES DATA AND TRENDS

The following table provides a summary of the comparable sales. A more detailed description of each transaction is included in the Addenda.

----------------------------------------------------------------------------------------------------------------------------
                                    IMPROVED SALE SUMMARY - PRENTISS PROPERTIES PORTFOLIO
----------------------------------------------------------------------------------------------------------------------------
    Sale No.                     Name                                 Location                 Date of Sale    Size (GBA)
----------------------------------------------------------------------------------------------------------------------------
       1    Quorum Place Office Building           14901 Quorum Drive, Dallas, TX                 Nov-95         185,000
       2    122 John W. Carpenter Freeway          122 John W. Carpenter Freeway, Irving, TX      Dec-95         236,400
       3    Nissan Motor Acceptance Corporation    2901 Kinwest Parkway, Irving, TX               Dec-95         174,410
       4    Oaks Plaza I, II, and III              6700 LBJ Freeway, Dallas, TX                   Jan-96          22,858
       5    One Signature Place                    14755 Preston Road, Dallas, TX                 Jun-96         194,113

----------------------------------------------------------------------------------------------------------------------------
  Compiled by:  CB Commercial
============================================================================================================================

------------------------------------------------------------------------------------------
    Sale No.                     Name            Price PSF     OCC    NOI PSF     OAR
------------------------------------------------------------------------------------------
       1    Quorum Place Office Building          $67.65       85%     $4.93     7.29%
       2    122 John W. Carpenter Freeway         $62.00       92%     $6.08     9.81%
       3    Nissan Motor Acceptance Corporation   $64.08      100%     $7.28    11.36%
       4    Oaks Plaza I, II, and III             $72.22       92%     $7.64    10.58%
       5    One Signature Place                   $92.96       94%     $7.60     8.18%

------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

================================================================================
                                                       MARKETABILITY CONCLUSIONS
--------------------------------------------------------------------------------

                            MARKETABILITY CONCLUSIONS

================================================================================
                         PRENTISS PROPERTIES PORTFOLIO
                                  CONCLUSIONS
--------------------------------------------------------------------------------
    Category                                                  Amount
--------------------------------------------------------------------------------
    Current Occupancy:                           94% (Submarket)
    Stabilized Occupancy:                        94.0%
    Estimated Absorption:                        Market is stabilized.
    Expenses (Range of Comparable Data):         $5.68 - $6.23 PSF
    Market Expenses:                             $5.75/SF/YR
    Market Rental Rate:                          $18.00 - $22.00 PSF
    Type of Lease:                               Full service with base year
                                                 expense stop.
    Tenant Impr. Range (New Leases):             $3.00 - $15.00 PSF
    Tenant Improvements (New Leases):            $5.00/SF
    Tenant Impr. Range (Renewal Leases):         $2.00 - $3.00 PSF
    Tenant Improvements (Renewal Leases):        $2.50/SF
    Leasing Commis. Range (New Leases):          4.5% - 6.0%
    Leasing Commissions (New Leases):            4.5%
    Leasing Commis. Range (Renewal Leases):      2.0% - 3.0%
    Leasing Commissions (Renewal Leases):        2.0%
    Average Lease Term                           5 Years
--------------------------------------------------------------------------------
    Compiled By: CB Commercial
================================================================================

--------------------------------------------------------------------------------

================================================================================
                                                                         ADDENDA
--------------------------------------------------------------------------------

                                     ADDENDA

--------------------------------------------------------------------------------

================================================================================
                                            ADDENDUM A IMPROVED COMPARABLE SALES
--------------------------------------------------------------------------------

                                   Addendum A

                            IMPROVED COMPARABLE SALES

====================================================================================================================================
                  SUMMARY OF COMPARABLE OFFICE BUILDING SALES
====================================================================================================================================
                                                           Number
 Sale                                        Sale   Year     of     Building Size  Occupancy                  Price Per
  No.   Name / Location                      Date   Built  Stories      (NRA)       at Sale   Sale Price      SF      OER       OAR
====================================================================================================================================
  1    Quorum Place Office Building         11/95   1981      9        175,911        85%     $11,900,000   $67.65   52.75%    7.29%
       14901 Quorum Drive
       Dallas, Tx
  2    l22 John W. Carpenter Freeway        12/95   1982      6        214,700        92%     $13,311,044   $62.00   49.65%    9.81%
       122 John W. carpenter Freeway
       lrving, Tx
  3    Nissan Motor Acceptance Corporation  12/95   1984      3        174,410       100%     $11,176,000   $64.08    2.90%   11.36%
       2901 Kinwest Parkway
       lrving, Tx
  4    Oaks Plaza 1,11, and III             01/96   1979      2        198,000       92.0     $14,300,000   $72.22   42.73%   10.58%
       6700 LBJ Freeway
       Dallas, Tx
  5    One Signature Place                  06/98   1983      8        184,480       94.0     $17,150,000   $92.96   45.96%    8.18%
       14755 Preston Road
       Dallas, TX
------------------------------------------------------------------------------------------------------------------------------------
Compiled by: CB Commercial
------------------------------------------------------------------------------------------------------------------------------------

                                                          OFFICE BUILDING SALE 1
================================================================================

Location Data

          Property Name:                  Quorum Place Office Building
          Location:                       14901 Quorum Drive
          City:                           Dallas
          County:                         Dallas
          State/Zip:                      Texas
          Assessor's Parcel No(s):        N/A
          Atlas Reference:                14D MAPSCO

Physical Data

          Type:                           Suburban
          Land Area:                      5.4100 Acres
          Gross Building Area:            185,000 SF
          Net Rentable Area:              175,911 SF
          Usable Building Area:           N/A
          Year Built:                     1981
          # of Stories:                   9
          Parking:                        Two-level garage w/3.6 cars/10
          Condition:                      Good
          Exterior Walls:                 Brick Veneer
          Amenities:                      N/A
          Class:                          B

Sale Data

          Transaction Type:               Sale
          Date of Transaction:            11/95
          Marketing Time:                 18 months
          Grantor:                        MLH Income Realty Partners III
          Grantee:                        14901 Quorum Partners
          Document No.:                   VOL. 95223 PG. 1085
          Sale Price:                     $11,900,000
          Financing:                      Cash to Seller
          Cash Equivalent Price:          $11,900,000
          Required Capital Cost:          $0
          Adjusted Sale Price:            $11,900,000
          Verification:                   Steve Young/MLH

Financial Data

          Assumptions & Forecast:         Buyer
          Occupancy at Sale:              85%
          Existing or Pro Forma Income:   Existing
                                          TOTAL            P.S.F.
                                          ----------       ------
          Potential Gross Income:         $2,133,900       $12.13
          Vacancy and Credit Loss:        $298,746         $1.70
          Effective Gross Income:         $1,835,154       $10.43
          Expenses:                       $968,020         $5.50
          Net Operating Income:           $867,134         $4.93

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                          OFFICE BUILDING SALE 1
================================================================================

Analysis

          Buyers Underwriting Criteria:        Direct Cap
          Overall Capitalization Rate (OAR):   7.29 %
          Projected IRR:                       N/A%
          Effective Gross Multiplier (EGIM):   6.48
          Operating Expense Ratio (OER):       52.75 %
          Price Per Square Foot:               $67.65

Comments

          This building is located off the Dallas North Tollway, north of the LBJ Freeway. It is located within the Quorum Office Market. According to a representative for the seller, the building was on the market for approximately 18 months. Rental rates were increasing within this market at the time this property sold. Therefore, the buyer was confident of leasing up the vacant space and re-leasing currently occupied space at higher rental rates when existing leases come up for renewal. When sold, the average rental rate at this property was $10.15 per square foot.

--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                          OFFICE BUILDING SALE 2
================================================================================

Location Data

          Property Name:                  122 John W. Carpenter Freeway
          Location:                       122 John W. Carpenter Freeway
          City:                           Irving
          County:                         Dallas
          State/Zip:                      Texas
          Assessor's Parcel No(s):        N/A
          Atlas Reference:                DALLAS 21 B-T


Physical Data

          Type:                           Suburban
          Land Area:                      6.1900 Acres
          Gross Building Area:            236,400 SF
          Net Rentable Area:              214,700 SF
          Usable Building Area:           N/A
          Year Built:                     1982
          # of Stories:                   8
          Parking:                        5 story parking garage
          Condition:                      Good
          Exterior Walls:                 Pre-Cast Aggregate
          Amenities:                      On site leasing and management and a
                                          deli
          Class:                          B

Sale Data

          Transaction Type:               Sale
          Date of Transaction:            12/95
          Marketing Time:                 2 months
          Grantor:                        Equitable Life Assurance Society of
                                          U.S.
          Grantee:                        122 W. Carpenter Limited Partnership
          Document No.:                   95250/1123
          Sale Price:                     $13,311,044
          Financing:                      Cash to Seller
          Cash Equivalent Price:          $13,311,044
          Required Capital Cost:          $0
          Adjusted Sale Price:            $13,311,044
          Verification:                   23

Financial Data

          Assumptions & Forecast:         Buyer
          Occupancy at Sale:              92%
          Existing or Pro Forma Income:   Existing
                                          TOTAL          P.S.F.
                                          ----------     ------
          Potential Gross Income:         $2,760,262     $12.86
          Vacancy and Credit Loss:        $165,616       $0.77
          Effective Gross Income:         $2,594,646     $12.08
          Expenses:                       $1,288,200     $6.00
          Net Operating Income:           $1,306,446     $6.08

================================================================================
                                  CB COMMERCIAL

                                                          OFFICE BUILDING SALE 2
================================================================================

Analysis

          Buyers Underwriting Criteria:         DCF
          Overall Capitalization Rate (OAR):    9.81 %
          Projected IRR:                        N/A %
          Effective Gross Multiplier (EGIM):    5.13
          Operating Expense Ratio (OER):        49.65 %
          Price Per Square Foot:                $62.00

Comments

          This office building is located on John W. Carpenter Freeway west of O'Connor Road.

================================================================================
                                  CB COMMERCIAL

                                                          OFFICE BUILDING SALE 3
================================================================================

Location Data

          Property Name:                  Nissan Motor Acceptance Corporation
          Location:                       2901 Kinwest Parkway
          City:                           Irving
          County:                         Dallas
          State/Zip:                      Texas
          Assessor's Parcel No(s):        N/A
          Atlas Reference:                DALLAS 11A-Y


Physical Data

          Type:                           Suburban
          Land Area:                      10.5800 Acres
          Gross Building Area:            174,410 SF
          Net Rentable Area:              174,410 SF
          Usable Building Area:           N/A
          Year Built:                     1984
          # of Stories:                   3
          Parking:                        Open
          Condition:                      Good
          Exterior Walls:                 Masonry
          Amenities:                      One loading dock
          Class:                          B

Sale Data

          Transaction Type:               Sale
          Date of Transaction:            12/95
          Marketing Time:                 6 months
          Grantor:                        Tetra Pak, Inc.
          Grantee:                        Trinet Corporate Partners II, L.P.
          Document No.:                   95249/4744
          Sale Price:                     $11,175,000
          Financing:                      Cash to Seller
          Cash Equivalent Price:          $11,175,000
          Required Capital Cost:          $1,000
          Adjusted Sale Price:            $11,176,000
          Verification:                   Eric Langford, Broker

Financial Data

          Assumptions & Forecast:         Seller
          Occupancy at Sale:              100%
          Existing or Pro Forma Income:   Existing
                                          TOTAL             P.S.F.
                                          ----------        ------
          Potential Gross Income:         $1,308,075        $7.50
          Vacancy and Credit Loss:        N/A               N/A
          Effective Gross Income:         $1,308,075        $7.50
          Expenses:                       $37,934           $0.22
          Net Operating Income:           $1,270,141        $7.28

================================================================================
                                  CB COMMERCIAL

                                                          OFFICE BUILDING SALE 3
================================================================================

Analysis

          Buyers Underwriting Criteria:
          Overall Capitalization Rate (OAR):      11.36 %
          Projected IRR:                          N/A %
          Effective Gross Multiplier (EGIM):      8.54
          Operating Expense Ratio (OER):          2.90 %
          Price Per Square Foot:                  $64.08

Comments

          This is a triple net leased facility, with a rental rate, effective October 1996 of $7.50 psf, net. There was approximately 7 years remaining on the lease at the time of the sale.

================================================================================
                                  CB COMMERCIAL

                                                          OFFICE BUILDING SALE 4
================================================================================

Location Data

          Property Name:                  Oaks Plaza I, II, and III
          Location:                       6700 LBJ Freeway
          City:                           Dallas
          County:                         Dallas
          State/Zip:                      Texas
          Assessor's Parcel No(s):        000007332755000000
          Atlas Reference:                DALLAS 15-U

Physical Data

          Type:                           Suburban
          Land Area:                      7.7900 Acres
          Gross Building Area:            22,858 SF
          Net Rentable Area:              198,000 SF
          Usable Building Area:           N/A
          Year Built:                     1979
          # of Stories:                   2
          Parking:                        Open, 3.4 per 1,000 sf
          Condition:                      Average
          Exterior Walls:                 Glass Panels
          Amenities:                      N/A
          Class:                          B

Sale Data

         Transaction Type:                Sale
         Date of Transaction:             01/96
         Marketing Time:                  N/A
         Grantor:                         Hillcrest Ventures, Ltd.
         Grantee:                         Brinker International Payroll
                                          Corporation
         Document No.:                    96008-1090
         Sale Price:                      $14,300,000
         Financing:                       Cash to Seller
         Cash Equivalent Price:           $14,300,000
         Required Capital Cost:           $0
         Adjusted Sale Price:             $14,300,000
         Verification:                    John Burgin W/Grantee

Financial Data

         Assumptions & Forecast:          Appraiser
         Occupancy at Sale:               92.0
         Existing or Pro Forma Income:    Pro Forma
                                          TOTAL                  P.S.F.
                                          ----------             ------
         Potential Gross Income:          $2,871,000             $14.50
         Vacancy and Credit Loss:         $229,680                $1.16
         Effective Gross Income:          $2,641,320             $13.34
         Expenses:                        $1,128,600              $5.70
         Net Operating Income:            $1,512,720              $7.64

================================================================================
                                  CB COMMERCIAL

                                                          OFFICE BUILDING SALE 4
================================================================================

Analysis

          Buyers Underwriting Criteria:
          Overall Capitalization Rate (OAR):    10.58 %
          Projected IRR:                        N/A %
          Effective Gross Multiplier (EGIM):    5.41
          Operating Expense Ratio (OER):        42.73 %
          Price Per Square Foot:                $72.22

Comments

          This is a three building office complex located on the south line of the LBJ Freeway between Hillcrest Plaza and Hillcrest Road.

================================================================================
                                  CB COMMERCIAL

                                                          OFFICE BUILDING SALE 5
================================================================================

Location Data

          Property Name:                  One Signature Place
          Location:                       14755 Preston Road
          City:                           Dallas
          County:                         Dallas
          State/Zip:                      Texas
          Assessor's Parcel No(s):        0081740A0003B0100
          Atlas Reference:                DALLAS 15-F

Physical Data

         Type:                            Suburban
         Land Area:                       4.7500 Acres
         Gross Building Area:             194,113 SF
         Net Rentable Area:               184,480 SF
         Usable Building Area:            N/A
         Year Built:                      1983
         # of Stories:                    8
         Parking:                         2.2 spaces per 1,000 sf
         Condition:                       Good
         Exterior Walls:                  Glass Panels
         Amenities:                       Parking garage
         Class:                           A

Sale Data

         Transaction Type:                Sale
         Date of Transaction:             06/96
         Marketing Time:                  12 months
         Grantor:                         The Mutual Life Insurance Company of
                                          New York
         Grantee:                         THML-S Real Estate Ltd Prtnrshp
         Document No.:                    96120-0540
         Sale Price:                      $17,150,000
         Financing:                       Cash to Seller
         Cash Equivalent Price:           $17,150,000
         Required Capital Cost:           $0
         Adjusted Sale Price:             $17,150,000
         Verification:                    Jeff Laures - ARES, Inc.

Financial Data

          Assumptions & Forecast:         Appraiser
          Occupancy at Sale:              94.0
          Existing or Pro Forma Income:   Pro Forma
                                          TOTAL            P.S.F.
                                          ----------       ------
          Potential Gross Income:         $2,760,164       $14.96
          Vacancy and Credit Loss:        $165,610         $0.90
          Effective Gross Income:         $2,594,554       $14.06
          Expenses:                       $1,192,506       $6.46
          Net Operating Income:           $1,402,048       $7.60

================================================================================
                                  CB COMMERCIAL

                                                          OFFICE BUILDING SALE 5
================================================================================

Analysis

          Buyers Underwriting Criteria:
          Overall Capitalization Rate (OAR):     8.18 %
          Projected IRR:                         N/A %
          Effective Gross Multiplier (EGIM):     6.61
          Operating Expense Ratio (OER):         45.96 %
          Price Per Square Foot:                 $92.96

Comments

          This is a well located office building just north of Preston Park
          Mall.

================================================================================
                                  CB COMMERCIAL

================================================================================
                                                         ADDENDUM B DEMOGRAPHICS
--------------------------------------------------------------------------------

                                   Addendum B

                                  DEMOGRAPHICS

--------------------------------------------------------------------------------

                                Atlas MarketQuest
                                 Summary Report

CBC 7547.2501 Houston Galleria                                       Page 1 of 1
Area 1 = Farmers Branch, TX                                               8/7/97
Area 2 = Dallas PMSA

--------------------------------------------------------------------------------
Description                          USA Totals        Area 1         Area 2

--------------------------------------------------------------------------------

1990 Population                      248,709,873       24,250       2,676,248
1996 Population                      265,411,137       24,645       3,003,257
      % White                               79.0         80.4            71.3
      % Black                               12.2          3.8            16.2
      % American Indian                      0.9          0.7             0.6
      % Asian                                3.6          2.5             3.1
      % Other                                4.3         12.6             8.8
      % Hispanic                            10.3         27.7            17.1

1996 Population by Age:
      % 0- 5                                 8.6          8.6             9.5
      % 6- 13                               11.3         11.1            12.0
      % 14- 17                               5.4          4.7             5.3
      % 18 - 20                              4.7          3.9             4.7
      % 21- 24                               5.8          4.7             6.2
      % 25- 34                              14.5         14.1            16.8
      % 35- 44                              15.7         16.5            17.0
      % 45- 54                              12.3         12.3            12.4
      % 55- 64                               8.5         11.4             7.4
      % 65- 74                               7.3          8.6             5.0
      % 75- 84                               4.5          3.5             2.7
      % 85 +                                 1.4          0.7             0.9
      Median Age Total Population           34.9         36.7            32.4

1990 Households                       91,947,410        8,771       1,001,750
1996 Households                       98,045,317        8,876       1,118,500
1996 Average Household Size                 2.64         2.76            2.65
1996 Household Income:
      % $ 0 - $ 9,999                       12.3          4.2             9.7
      % $ 10,000 - $ 14,999                  7.8          4.2             6.2
      % $ 15,000 - $ 24,999                 14.7         12.0            13.8
      % $ 25,000 - $34,999                  14.1         14.1            14.2
      % $ 35,000 - $49,999                  18.2         21.0            18.6
      % $ 50,000 - $ 74,999                 17.7         22.6            19.0
      % $ 75,000 - $ 99,999                  7.6         10.1             8.7
      % $100,000 - $149,999                  5.3          7.8             6.4
      % $150,000 +                           2.4          4.0             3.4
1996 Median Household Income ($)          35,822       45,712          39,367
1996 Median Family Income ($)             42,040       50,981          47,212
1990 Median Home Value ($)                79,098       86,816          81,512
1990 Median Contract Rent ($)                374          476             390
1990 % White Collar Workers                 58.1         67.0            64.8
1990 % Blue Collar Workers                  26.2         21.4            22.2
1990 % HS Graduate/Some College             54.9         54.4            51.6
1990 % Bachelor/Graduate Degree             20.3         25.1            26.9

Area defined by Place
Area defined by MSA

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

BC 7547.2501 Houston Galleria                                        Page 1 of 9
Area 1 = Farmers Branch, TX                                               8/7/97
Area 2 = Dallas PMSA

--------------------------------------------------------------------------------
Description                                                Area 1       Area 2

--------------------------------------------------------------------------------

1996 Socio-Economic Measure:                                   71            59
1996 Employment:                                           16,031     1,550,295

Population:
   2001 Projection                                         24,299     3,239,483
   1996 Estimate                                           24,645     3,003,257
   1990 Census                                             24,250     2,676,248
   1990 1996 % Change (Growth)                                1.6%         12.2%
   1990 Group Quarters Population                             129        40,597

1996 % Population by Race:
     White                                                   80.4%         71.3%
     Black                                                    3.8%         16.2%
     American Indian, Eskimo & Aleut                          0.7%          0.6%
     Asian or Pacific Islander                                2.5%          3.1%
     Other                                                   12.6%          8.8%
     Hispanic                                                27.7%         17.1%

1990 % Population by Race:
     White                                                   84.9%         73.3%
     Black                                                    2.8%         15.8%
     American Indian, Eskimo & Aleut                          0.7%          0.5%
     Asian or Pacific Islander                                2.3%          2.5%
     Other                                                    9.3%          7.9%
     Hispanic                                                20.2%         14.0%

1996 % Population by Sex:
     Male                                                    49.6%         49.3%
     Female                                                  50.4%         50.7%

1990 % Population by Sex:
     Male                                                    49.7%         49.3%
     Female                                                  50.3%         50.7%

2001 Pop per Square Mile (Pop Density)                     2,024.3         523.6
1996 Pop per Square Mile (Pop Density)                     2,053.1         485.4
1990 Pop per Square Mile (Pop Density)                     2,020.2         432.6

Area (Square Miles)                                           12.0       6,186.6
Area (Square Kilometers)                                      31.1      16,023.3

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 2 of 9
Area 1 = Farmers Branch, TX                                               8/7/97
Area 2 = Dallas PMSA

--------------------------------------------------------------------------------
Description                                                Area 1       Area 2

--------------------------------------------------------------------------------

Households:
    2001 Projection                                      8,708         1,203,854
    1996 Estimate                                        8,876         1,118,500
    1990 Census                                          8,771         1,001,750
    1990- 1996% Change (Growth)                           1.2%             11.7%

2001 Average Household Size                               2.78              2.66
1996 Average Household Size                               2.76              2.65
1990 Average Household Size                               2.75              2.63

2001 Per Capita Income                                 $24,522            23,097
1996 Per Capita Income                                 $20,774            19,734
1990 Per Capita Income                                 $17,213            16,343

2001 Median Family Income                              $60,132            55,264
1996 Median Family Income                              $50,981            47,212
1990 Median Family Income                              $42,421            39,178

2001 Median Household Income                           $53,918            46,081
1996 Median Household Income                           $45,712            39,367
1990 Median Household Income                           $38,037            32,668

2001 Average Household Income                          $68,072            61,375
1996 Average Household Income                          $57,386            52,272
1990 Average Household Income                          $46,868            42,916

1996 % Household Income:
    $ 0 - $9,999                                          4.2%              9.7%
    $ 10,000 - $ 14,999                                   4.2%              6.2%
    $ 15,000 - $24,999                                   12.0%             13.8%
    $ 25,000 - $ 34,999                                  14.1%             14.2%
    $ 35,000 - $49,999                                   21.0%             18.6%
    $ 50,000 - $ 74,999                                  22.6%             19.0%
    $ 75,000 - $99,999                                   10.1%              8.7%
    $ 100,000 - $ 149,999                                 7.8%              6.4%
    $ 150,000 +                                           4.0%              3.4%

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 3 of 9
Area 1 = Farmers Branch, TX                                               8/7/97
Area 2 = Dallas PMSA

--------------------------------------------------------------------------------
Description                                                Area 1         Area 2

--------------------------------------------------------------------------------

1990 % Household Income:
      $ 0 - $9,999                                            5.8%         12.1%
      $ 10,000 - $14,999                                      5.9%          7.6%
      $ 15,000 -$24,999                                      16.1%         17.3%
      $ 25,000 - $ 34,999                                    16.1%         16.2%
      $ 35,000 - $ 49,999                                    22.2%         18.4%
      $ 50,000 - $ 74,999                                    20.0%         16.6%
      $ 75,000 - $ 99,999                                     7.0%          6.2%
      $ 100,000 - $ 149,999                                   4.5%          3.4%
      $ 150,000 +                                             2.3%          2.3%

1996 % Population by Age:
      0 - 5                                                   8.6%          9.5%
      6 - 13                                                 11.1%         12.0%
      14 - 17                                                 4.7%          5.3%
      18 - 20                                                 3.9%          4.7%
      21 - 24                                                 4.7%          6.2%
      25 - 34                                                14.1%         16.8%
      35 - 44                                                16.5%         17.0%
      45 - 54                                                12.3%         12.4%
      55 - 64                                                11.4%          7.4%
      65 - 74                                                 8.6%          5.0%
      75 - 84                                                 3.5%          2.7%
      85 +                                                    0.7%          0.9%
      Median Age Total Population                             36.7          32.4
      Median Age Adult Population                             44.1          39.9

1990 % Population by Age:
      0 - 5                                                   8.9%         10.0%
      6 - 13                                                 10.4%         11.8%
      14 - 17                                                 5.1%          5.4%
      18 - 20                                                 3.8%          4.5%
      21 - 24                                                 5.5%          6.5%
      25 - 34                                                18.4%         21.0%
      35 - 44                                                14.3%         16.1%
      45 - 54                                                12.5%         10.0%
      55 - 64                                                11.5%          6.8%
      65 - 74                                                 6.9%          4.8%
      75 - 84                                                 2.2%          2.5%
      85 +                                                    0.5%          0.8%
      Median Age Total Population                             33.9          30.7
      Median Age Adult Population                             41.9          37.6

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 4 of 9
Area 1 = Farmers Branch, TX                                               8/7/97
Area 2 = Dallas PMSA

--------------------------------------------------------------------------------
Description                                                Area 1         Area 2

--------------------------------------------------------------------------------

1996 % Female Population by Age:
        0 - 5                                                   8.2%        9.2%
        6 - 13                                                 10.6%       11.6%
        14 - 17                                                 4.5%        5.2%
        18 - 20                                                 3.7%        4.6%
        21 - 24                                                 4.4%        6.0%
        25 - 34                                                12.9%       16.3%
        35 - 44                                                16.2%       16.9%
        45 - 54                                                12.8%       12.5%
        55 - 64                                                12.3%        7.5%
        65 - 74                                                 9.4%        5.5%
        75 - 84                                                 4.0%        3.4%
        85 +                                                    0.9%        1.3%
        Female Median Age Total Population                      38.3        33.3
        Female Median Age Adult Population                      45.8        40.8

1990 % Female Population by Age:
        0 - 5                                                   8.4%        9.6%
        6 - 13                                                 10.0%       11.3%
        14 - 17                                                 4.8%        5.2%
        18 - 20                                                 3.4%        4.4%
        21 - 24                                                 4.8%        6.4%
        25 - 34                                                17.9%       20.4%
        35 - 44                                                14.6%       16.0%
        45 - 54                                                13.3%       10.0%
        55 - 64                                                12.0%        7.0%
        65 - 74                                                 7.4%        5.4%
        75 - 84                                                 2.6%        3.3%
        85 +                                                    0.8%        1.2%
        Female Median Age Total Population                      35.5        31.4
        Female Median Age Adult Population                      43.4        38.4

1990 % Hispanic Population by Type:
        Not of Hispanic Origin                                 79.8%       86.0%
        Mexican                                                16.5%       12.0%
        Puerto Rican                                            0.2%        0.2%
        Cuban                                                   0.4%        0.1%
        Other Hispanic                                          3.1%        1.7%

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 5 of 9
Area 1 = Farmers Branch, TX                                               8/7/97
Area 2 = Dallas PMSA

--------------------------------------------------------------------------------
Description                                                Area 1         Area 2

--------------------------------------------------------------------------------

1990 % Population Enrolled in School (Age 3 & Over):
        Preprimary School                                        8.7%       7.2%
        Elementary and High School                              65.8%      65.9%
        College                                                 25.4%      26.9%

        Total School Enrollment                                 5,865    711,757

1990 % Educational Attainment (Age 25 & Over):
        Less than Grade 9                                        8.7%       9.0%
        Grade 9-12 (No Diploma)                                 11.8%      12.6%
        High School Graduate or Equivalency                     25.1%      23.8%
        Some College (No Degree)                                23.7%      22.3%
        Associate Degree                                         5.6%       5.5%
        Bachelor Degree                                         18.6%      18.7%
        Graduate or Professional Degree                          6.5%       8.2%

1990 % Employment Status:

           Total Labor Force:
              Armed Forces                                       0.2%       0.2%
              Civilian:
                  Employed                                      69.8%      68.6%
                  Unemployed                                     4.0%       4.2%
          Not In Labor Force                                    25.9%      27.0%

           Female Labor Force:
              Armed Forces                                       0.1%       0.0%
               Civilian:
                  Employed                                      63.3%      60.7%
                  Unemployed                                     2.7%       3.7%
          Not In Labor Force                                    33.9%      35.6%

1990 % Working Mothers:

          Child < 6 Only                                        23.0%      19.1%
          Child 6-17 Only                                       39.9%      38.1%
          Child < 6 & 6-17                                      13.9%      13.1%
          Nonworking Mothers                                    23.2%      29.7%

          Total Mothers                                         2,839    368,004

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 6 of 9
Area 1 = Farmers Branch, TX                                               8/7/97
Area 2 = Dallas PMSA

--------------------------------------------------------------------------------
Description                                                Area 1         Area 2

--------------------------------------------------------------------------------

1990 % Industry Employment:
    Agriculture/Forestry/Fishing                               0.9%         1.4%
    Mining                                                     1.3%         1.0%
    Construction                                               4.3%         5.4%
    Manufacturing:
      Nondurable Goods                                         7.2%         5.6%
      Durable Goods                                           11.6%        11.2%
    Transportation                                             5.1%         4.9%
    Communications & Public Utilities                          2.4%         3.4%
    Wholesale Trade                                            8.5%         6.0%
    Retail Trade                                              18.2%        16.9%
    Finance/Insurance/Real Estate                              9.6%         9.6%
    Services:
      Business & Repair                                        8.0%         7.2%
      Personal                                                 4.0%         3.5%
      Entertainment & Recreation                               1.5%         1.3%
      Health                                                   3.8%         6.0%
      Educational                                              5.2%         6.6%
      Other Professional & Related                             6.1%         6.9%
    Public Administration                                      2.4%         3.0%
    Total                                                   13,277    1,388,158

1990 % Occupation:
    Executive & Managerial                                    16.6%        15.1%
    Professional Specialty                                    11.7%        13.8%
    Technical Support                                          3.9%         4.1%
    Sales                                                     15.5%        13.5%
    Administrative Support                                    19.3%        18.2%
    Service: Private Household                                 0.8%         0.6%
    Service: Protective                                        0.6%         1.4%
    Service: Other                                             9.3%         9.9%
    Farming, Forestry & Fishing                                0.9%         1.2%
    Precision Production, Craft & Repair                      10.0%         9.9%
    Machine Operator, Assemblers & Inspectors                  6.1%         5.4%
    Transportation & Material Moving                           2.3%         3.4%
    Laborers                                                   3.0%         3.5%

    White Collar Total                                        67.0%        64.8%
    Blue Collar Total                                         21.4%        22.2%

    Total Employed                                          13,277    1,388,158

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 7 of 9
Area 1 = Farmers Branch, TX                                               8/7/97
Area 2 = Dallas PMSA

--------------------------------------------------------------------------------
Description                                                Area 1         Area 2

--------------------------------------------------------------------------------

 1990 % Marital Status:
      Total Male:                                         9,468       1,002,479
            Never Married                                  27.1%           30.2%
            Married                                        62.6%           57.2%
            Separated                                       1.5%            2.4%
            Widowed                                         1.6%            1.7%
            Divorced                                        7.2%            8.4%

      Total Female:                                       9,800       1,056,315
            Never Married                                  17.5%           22.8%
            Married                                        59.4%           53.2%
            Separated                                       2.3%            3.1%
            Widowed                                         8.8%            9.1%
            Divorced                                       12.0%           11.8%

 1990 Households by Type:
      One Person Households                               1,600         259,941
      Two or more Person Households:
            Family Households:
              Married Couple                              5,525         535,233
              Male Householder                              323          34,968
              Female Householder                            865         113,411
            Nonfamily Households                            458          58,197

 1990 Family Households With Children
      Married Couple Family                               2,450         287,453
      Male Householder                                      161          18,898
      Female Householder                                    501          78,686

 1990 Population by Household Type:
      Family Households                                  21,459       2,243,632
      Nonfamily Households                                2,662         392,019

 1990 Households With:
        Children Under 18                                 3,146         389,122
        Persons Over 65                                   1,715         156,938
        Householder Over 65                               1,463         138,558

 1990 Average Family Size                                  3.12            3.21

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 8 of 9
Area 1 = Farmers Branch, TX                                               8/7/97
Area 2 = Dallas PMSA

--------------------------------------------------------------------------------
Description                                                Area 1         Area 2

--------------------------------------------------------------------------------

1990 Median Home Value                                $    86,816        81,512
1990 Average Home Value                               $   101,024       103,333
1990 Median Contract Rent                             $       476           390
1990 Average Contract Rent                            $       505           421

1990 Persons In Unit:
        1 Person Units                                      1,600       259,941
        2 Person Units                                      3,247       303,723
        3 Person Units                                      1,597       175,477
        4+ Person Units                                     3,710       262,609

1990 Housing Unit Counts:
        Total Units                                         9,213     1,133,568
          % Occupied                                        95.2%         88.4%
          % Vacant                                           4.8%         11.6%
          % Year Round                                       4.7%         10.8%
          % Seasonal                                         0.1%          0.8%
        Occupied Units                                      8,771     1,001,750
          % Owner Occupied                                  69.6%         56.0%
          % Renter Occupied                                 30.4%         44.0%
        Vacant Units                                          442       131,818
          % Year Round of Vacant Units                      98.9%         93.2%
          % Seasonal of Vacant Units                         1.1%          6.8%

1990 Total Housing Units in Structure                       9,213     1,133,568
        1, Detached                                         77.5%         56.4%
        1, Attached                                          3.2%          3.3%
        2,                                                   0.4%          1.6%
        3 - 9                                                7.3%         11.8%
        10 - 49                                              9.8%         14.9%
        50 +                                                 1.2%          6.4%
        Mobile Home or Trailer                               0.0%          4.4%
        Other                                                0.6%          1.1%

1990 Owner Occupied Housing Units by Year Built             6,107       561,477
        Built 1985 to March, 1990                            0.7%         14.5%
        Built 1980 to 1984                                   4.8%         15.9%
        Built 1970 to 1979                                  10.4%         23.5%
        Built 1960 to 1969                                  45.5%         18.4%
        Built 1950 to 1959                                  35.8%         15.7%
        Built 1949 or Earlier                                2.7%         11.9%

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 9 of 9
Area 1 = Farmers Branch, TX                                               8/7/97
Area 2 = Dallas PMSA

--------------------------------------------------------------------------------
Description                                                Area 1         Area 2

--------------------------------------------------------------------------------

1990 % Means of Transportation to Work:
        Car, Truck or Van:
            Drove Alone                                      80.5%         77.5%
            Carpooled                                        11.7%         14.1%
        Public Transportation                                 1.8%          3.1%
        Other Means                                           3.0%          2.9%
        Worked at Home                                        3.0%          2.3%

1990 % Travel Time to Work:
        0 - 14 Minutes                                       31.0%         24.1%
        15 - 29 Minutes                                      45.3%         37.8%
        30 - 59 Minutes                                      20.2%         32.5%
        60 - 89 Minutes                                       1.6%          4.1%
        90 + Minutes                                          1.9%          1.6%

1990 Households by Number of Vehicles:
        1 Vehicle                                            2,353       356,704
        2 Vehicles                                           4,370       410,024
        3 Vehicles                                           1,311       124,291
        4 Vehicles                                             377        32,226
        5 or More Vehicles                                      97         9,075

Area defined by Place
Area defined by MSA

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

================================================================================
                                          ADDENDUM C TORTO WHEATON RESEARCH DATA
--------------------------------------------------------------------------------

                                   Addendum C

                           TORTO WHEATON RESEARCH DATA

                                                                          Dallas
--------------------------------------------------------------------------------

                                DALLAS

--------------------------------------------------------------------------------

            Overview As of 1995, the population of the Dallas metropolitan statistical area was 2.96 million making it the 11th largest in the country and the 11th largest of the markets we follow.

                        The Dallas, TX MSA is comprised of the eight counties Collin, Dallas, Denton, Ellis, Henderson, Hunt, Kaufman, and Rockwell. The central cities consist of Dallas, Irving, and Denton. The office properties that we report on are the competitive multi-tenant properties that are 10,000 square feet and over.

                        From the most recent information, the median per capita personal income in 1995 for the MSA was $25,604 which is 10% above the national level. The cost of doing business is 2% above the national average.

                        Industries concentrated in Dallas include oil & gas extraction, pipe lines except natural gas, electric & electronic products. By comparing the percentage of total employment each industry commands to the national percentage, we can determine some of the highly concentrated industries.

                        The top major employers of the Dallas area are AMR Corp, Texas Instruments, Kroger, Baylor Health Care System, and Lockheed Martin Tactical Aircraft Systems. Other employers include SBC Communications, EDS Corp, NationsBank of Texas, and Minyard Food Stores.

Data as of 4th Quarter 1996        VI. 201         (C) Copyright 1997, CBC/Torto
                                                   Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

            The Economy Dallas has the 11th largest employment level of the MSAs we follow at approximately 1,667,230 workers. Over the last 10 years, employment has grown at an average annual rate of 2.2%. In the last year it grew by 3.8%. The measures for our 54 MSAs are 1.5% and 2.0%, respectively.

      [The following table was represented as a pie chart in the original]

Gov't       12%
Other        5%
Mfg.        14%
TCU          7%
Wholesale    8%
Retail      17%
FIRE         8%
Services    29%

                        Table 1 presents the current employment levels and location quotients for each industry as well as historic growth rates over the last 10 years, last four quarters, and forecasted rates for the next 10 years.


            Table 1:    Employment Levels and Growth Rates by Industry

                                                            Average Annual Growth Rates: Dallas & 54 MSAs
                                   -----------------------------------------------------------------------------------------------
                                    Employment      Location       Last 10 Years        Last 4 Quarters         Next 10 Years
                                    Levels (x1000)  Quotient   Dallas       54 MSAs    Dallas    54 MSAs    Dallas         54 MSAs
----------------------------------------------------------------------------------------------------------------------------------
                             FIRE     131.2           1.12      -0.1          0.6       0.5        1.1        1.6            1.0
            Government (civilian)     195.0           0.80       2.8          1.2       1.5        0.2        1.0            0.6
                    Manufacturing     235.2           1.08       0.2         -1.1       2.6        0.4        0.2           -0.1
                     Retail Trade     288.3           1.00       1.7          1.4       4.1        2.3        1.9            1.8
                         Services     488.2           0.93       4.9          3.7       4.9        3.4        3.1            2.8
Transportation & Public Utilities     110.5           1.17       4.8          1.6       6.3        1.3        1.2            1.2
                  Wholesale Trade     134.4           1.30       1.2          1.0       4.1        2.3        1.6            1.3
                                   -----------------------------------------------------------------------------------------------
                 Total Employment     1667.2                     2.2          1.5       3.8        2.0        1.8            1.6
                                   -----------------------------------------------------------------------------------------------
                Office Employment     394.9           1.18       2.9          2.7       3.3        3.5        2.3            2.0
                                   -----------------------------------------------------------------------------------------------

                        Source: Regional Financial Associates, Torto Wheaton Research Data as of 3rd Quarter, 1996

                        An initial indication of the relative importance of a particular employment sector is its share of total employment, and for greater perspective, a comparison of its share to the national share. Location quotients above 1.0 indicate that the local economy has a greater share of a particular industry than the national average and the opposite is true when they are below 1.0.

                        For Dallas, the location quotient for FIRE employment is
                        1.12 while the location quotient for Service employment is 0.93. This means that in Dallas the share of FIRE employment is 12% greater than the national average. The share of Service employment in this MSA is 7% less than the national average.

---------------------------------
Economic Performance
(Rank out of 54)
---------------------------------
Total Employment:
current level                  11
---------------------------------
Total Employment:
% growth over last 10 years    27
---------------------------------
Total Employment:
% growth over last year        10
---------------------------------
Total Employment:
% growth next 10 years         19
---------------------------------

Data as of 4th Quarter, 1996      (C) Copyright 1997. CBC/Torto Wheaton Research

                                                                          Dallas
--------------------------------------------------------------------------------

            Office      We identify and measure employment within the FIRE and
        Employment      Service sectors in industries such as legal services,
                        accounting, and insurance to create our office employment index. The index covers 80-90% of all office-related employment within each MSA. More specific details are available in the Data and Methodology
                        Appendix.

                        Our estimate of office employment for Dallas currently stands at 394,900 workers. Over the last 10 years, office employment has grown by 2.9%. Over the last year Dallas has seen its office employment grow by 3.3%. Table 2 below provides historic growth rates for some of the significant office related industries in Dallas.

           Table 2: Levels and Historic Growth Rates for Subcategories of Office Employment

                                    -----------------------------------------------------------------------------------------------
                                                                               Level             Average Annual Growth Rates
                                    Employment Category                       (x1000)   Last 10 Years    Last 5 Years     Last Year
-----------------------------------------------------------------------------------------------------------------------------------
Finance, Insurance, and Real Estate Banks                                       23.8        -2.6             -3.2           -1.1
                                    Credit Agencies & Mortgage Companies        17.2         6.0              6.3            2.6
                                    Insurance Agents                            14.7         3.0              2.0            2.3
                                    Insurance Companies                         32.3        -0.8              0.0           -0.1
                                    Misc Investing & Trusts                      4.7         3.2              5.2            2.6
                                    Real Estate Companies                       30.4        -2.0             -1.1            0.1
                                    Securities Firms                             8.0         3.5              6.5            0.5
                 Service Employment Accounting Finns                             9.5         2.8              5.4            2.5
                                    Advertising                                  7.2         5.3             10.2           11.3
                                    Computer & Data Processing                  41.1         5.2              6.6            8.0
                                    Consumer Credit Reporting                    4.3         7.9              8.7            7.5
                                    Engineering & Architectural Services         7.0        -3.3             -2.1           -4.6
                                    Legal Services                              15.8         3.3              0.4            1.5
                                    Mailing & Reproduction                       6.8         5.8              9.7            7.9
                                    Management & Public Relations               19.7        11.3             11.8            8.4
                                    Misc. Business Services                     26.6         2.0              2.2           -2.1
                                    Misc. Equipment Rental & Leasing             6.8         8.1             15.8           38.1
                                    Motion Picture Distribution Services         2.1        21.2             21.8           21.1
                                    Other Services                              29.4         5.9              2.6            2.3
                                    Personnel Services                          51.4        11.3              9.7            5.9
                                    Research & Testing Services                  6.6        -0.1             -1.9            4.1
                                    -----------------------------------------------------------------------------------------------

                        Source: Regional Financial Associates, Torto Wheaton Research Data as of 3rd Quarter, 1996

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

                        For our 54 MSAs, the average annual growth rate of office employment over the last 10 years was 2.7% while over the last year it was 3.5%. The forecast calls for office employment to grow by 2.0% over the next six years.

                        The amount of office employees is the primary determinant of the demand side of the office market equation; but it is not the only factor. Also important is the efficiency of space use, measured by square foot per employee, as well as the rental cost of space. Some market observers have been arguing that office hoteling, virtual offices, or 'reengineering' will lead to less space per employee in the future. By implication, there would be less demand for office space.

                        The graph below provides a comparison of office employment growth for Dallas compared to all 54 MSAs since 1980 indexed to a 1980 starting point of 100.

            Relative
   Office Employment              [GRAPHIC OMITTED]
         Performance

                        Since the early eighties, the level of office employment in Dallas has consistently grown at a faster pace than the nation. Growth in office employment has been consistently positive except for a brief period between the years of 1990 and 1993 where growth declined and leveled. In both Dallas and the nation as a whole, the peak year for employment prior to the recession was 1990. Since the end of the recession, Dallas office employment has grown slightly faster than the nation.

---------------------------------
Economic Performance
(Rank out of 54)
---------------------------------
Office Employment:
current level                  9
---------------------------------
Office Employment:
% growth over last 10 years   37
---------------------------------
Office Employment:
% growth over last year       27
---------------------------------
Office Employment:
% growth next 6 years         24
---------------------------------

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

                                                                          Dallas
--------------------------------------------------------------------------------

           The Current Dallas is the 7th largest of the 54 markets we follow Office Market with 111.3 million square feet. As of the fourth quarter, 1996, the vacancy rate was 17.0%, placing Dallas 49th out of 54 markets. The national vacancy rate was 12.2%.

                        Dallas contains 71.1 million square feet of Class 'A' office space with a year-end vacancy rate of 11.9%, while the average Class 'A' vacancy rate for the 54 markets stood at 9.9% year-end. The 1980's saw a tremendous building of office space. Nationally, 56.4% or 1.5 billion square feet of the total stock of all office space has been built since 1980. In Dallas, 73.6% has been built since 1980.

                        Out of our 54 markets, 48 quote rents primarily on a gross basis. The Dallas average gross asking rent is $14.07 per square foot, while nationally this figure is $18.35. Over the last year, the Dallas quote rose 10.3%, while the national quote rose 2.8%.

        Vacancy Rates         [GRAPHIC OMITTED]
            1992-1996

   Gross Asking Rents         [GRAPHIC OMITTED]
            1992-1996

---------------------------
Office Market Standings
(Rank out of 54)
---------------------------
Building Count          14
---------------------------
Market Size              7
---------------------------
Vacancy Rate            49
---------------------------
Gross Asking Rents      42
---------------------------

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

                Table 3:     Dallas Office Space by Submarket

                          ---------------------------------------------------------------------------
                                                         Sublet as a %
                          Number of   NRA      Vacancy      of Total   Weighted Average      TWR
                          Buildings  (x1000)    Rate       Available  Gross Asking Rents  Rent Index*
-----------------------------------------------------------------------------------------------------
                     CBD     55      27,524     34.8          1.4           $10.33          $14.38
                          ---------------------------------------------------------------------------
   Subtotal for Downtown     55      27,524     34.8          1.4           $10.33          $14.38
                          ---------------------------------------------------------------------------
                          ---------------------------------------------------------------------------
            183 Corridor     10         947      8.3          0.0           $10.31          $14.60
              Carrollton     14       1,329     10.8          5.3           $14.03          $15.05
                 Central     24       6,047     13.4          2.3           $13.63          $16.23
Dallas Parkway/Bent Tree     30       2,502      6.2         25.0           $17.09          $15.52
        Far North Dallas     26       2,911      3.4         14.0           $18.26          $16.31
                 Garland      8         519     18.3          0.0            $9.08              na
                LBJ East     37       3,380      7.2         11.6           $13.30          $15.73
                LBJ West     10       1,578      5.9          6.1           $13.90          $16.17
              LBJ/Quorum    143      22,764      6.7         12.2           $17.26          $16.22
               Las Comas     71      11,792      5.6          8.3           $16.73          $15.54
              Love Field     12       1,526     22.2          0.0           $11.24              na
            Mid Stemmons      4         314     13.7          0.0            $9.37          $14.13
   N. Central Expressway     33       4,436     13.5          1.8           $14.61          $16.36
          North Stemmons      7         328     19.8          8.5           $13.98              na
    Oaklawn/Turtle Creek     45       6,455     14.9          4.9           $17.52          $16.91
          Preston Center     18       2,485      8.7         16.3           $18.63          $20.21
        Richardson/Plano     80       6,170      9.8          0.8           $16.16          $15.36
            South Dallas      8         602      9.3          0.0           $11.97              na
                Stemmons     50       7,464     32.0          6.8           $13.45          $13.62
              White Rock      4         264     54.9          0.0           $12.10          $17.92
                          ---------------------------------------------------------------------------
   Subtotal for Suburban    634      83,813     11.1          6.9           $14.96          $15.92
                          ===========================================================================
                          ---------------------------------------------------------------------------
        Total for Dallas    689     111,337     17.0          4.2           $14.07          $15.49
                          ===========================================================================

                        * The Torto Wheaton Rent Index represents the contract gross rent for a 5 year - 10,000 square foot lease in a building of average age, size, and class in an average location. The average building in Dallas is a class A, 161,566 square foot building built between 1980 and 1995.

--------------------------------------------------------------------------------

                        The submarket descriptions for the Dallas MSA are provided by the local CB Commercial office as of second quarter 1995. This MSA consists of two major markets of Downtown and Suburban. The Downtown market contains only one submarket, while the Suburban market includes twenty submarkets. The CBD submarket is bordered by the Woodall Rodgers Freeway on the north and Highway 67 to the south. The Suburban market lies east of Highway 360 and west of Lake Ray Hubbard.

-----------------------------------
Downtown/Suburban
Market Standings
                          DT    Sub
-----------------------------------
Building Count            27    12
-----------------------------------
NRA                        9     5
-----------------------------------
Vacancy Rate              46    35
-----------------------------------
Tw Rent Index             41    41
-----------------------------------
         Downtown ranked out of 46
         Suburban ranked out of 53

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

                                                                          Dallas
--------------------------------------------------------------------------------

           Table 4:     Dallas Office Space by Class

                          ----------------------------------------------------------------
                                    Class 'A'    Gross              Class 'B'& 'C'  Gross
                           NRA       Vacancy    Asking      NRA        Vacancy      Asking
                         (x1000)      Rate       Rent     (x1000)        Rate        Rent
------------------------------------------------------------------------------------------
                     CBD  17,176      22.6           na   10,348         55.0       $10.33
   Subtotal for Downtown  17,176      22.6           na   10,348         55.0       $10.33
                          ================================================================
                          ----------------------------------------------------------------
            183 Corridor     524       2.5       $14.00      423         15.6        $9.97
              Carrollton   1,035      10.8       $15.17      294         10.9       $10.40
                 Central   2,597       5.9       $17.99    3,450         19.0       $12.55
Dallas Parkway/Bent Tree   1,991       5.4       $17.15      511          9.4       $16.97
        Far North Dallas   2,823       3.3       $18.37       88          8.0       $16.00
                 Garland     268       8.6       $12.24      251         28.7        $8.03
                LBJ East   1,737       6.7       $14.32    1,643          7.8       $12.59
                LBJ West   1,441       3.5       $13.80      137         30.7       $13.92
              LBJ/Quorum  14,101       6.3       $19.16    8,663          7.4       $14.68
             Las Colinas   9,427       3.6       $16.29    2,365         13.2       $17.27
              Love Field     257      16.0       $15.80    1,269         23.5        $8.60
            Mid Stemmons     179      18.4        $9.41      135          7.4        $9.25
   N. Central Expressway   2,908      11.3       $16.31    1,528         17.7       $12.45
          North Stemmons     259      25.1       $13.98       69          0.0           na
    Oaklawn/Turtle Creek   5,439      14.4       $17.89    1,016         17.3       $15.37
          Preston Center   1,612       8.9       $20.95      873          8.1       $17.52
        Richardson/Plano   4,786       9.1       $17.11    1,384         12.1       $13.66
            South Dallas     181      12.2       $12.23      421          8.1       $11.80
                Stemmons   2,245      33.6       $15.58    5,219         31.3       $12.44
              White Rock     149      34.2       $12.02      115         81.7       $12.15
                          ----------------------------------------------------------------
   Subtotal for Suburban  53,959       8.4       $17.04   29,854         16.0       $13.03
                          ================================================================
                          ----------------------------------------------------------------
        Total for Dallas  71,135      11.9       $17.04   40,202         26.0       $12.18
                          ================================================================

--------------------------------------------------------------------------------

                        The personnel in the local CB Commercial office in the Dallas area have classified most of the office properties in Dallas as A, B, or C class space. The local CB offices determine their own criteria for building classification.

------------------------------------
Dallas
Class "A" Standings
------------------------------------
                            Rank
                  Level   out of 54
------------------------------------
NRA (x1000)       71,135      5
------------------------------------
Vacancy Rate      11.9%      43
------------------------------------
Gross
Asking Rent       $17.04     47
------------------------------------

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

          Year-by-Year To put the Dallas market into perspective, the next two Office History tables contain annual net absorption and vacancy rates by submarket for the last five years.

              Table 5:  Historic Net Absorption By Submarket

                        -----------------------------------------------------
                         (Square Feet
                            x 1000)

                              1992      1993     1994    1995    1996
                  CBD       -1,860       401     -802    -356     350
-----------------------------------------------------------------------------
   Subtotal for Downtown    -1,860       401     -802    -356     350
                        -----------------------------------------------------
            183 Corridor        27        46        4      28      44
              Carrollton        80        61       60      49      34
                 Central       402      -402      785     259     235
Dallas Parkway/Bent Tree       222       420      605      28       6
        Far North Dallas       262        -6       23     169      59
                 Garland       -70       -34       14       2      37
                LBJ East        38      -196      331     -39     617
                LBJ West       130       -36      -38     107     -21
              LBJ/Quorum      -247       401      993   1,494     567
             Las Colinas      -164       957      466     281     222
              Love Field       -90         4      300      10     -67
            Mid Stemmons        16       -39       81      40      47
   N. Central Expressway       228        55      165     187     453
          North Stemmons        -9        11       12       5      20
    Oaklawn/Turtle Creek        10       180      117      -9     -41
          Preston Center        41        96       32    -108      18
        Richardson/Plano      -203       598      269     584     -65
            South Dallas         7        29        2      23       6
                Stemmons       273        68      262    -368     299
              White Rock        -2       -39        1       7     -88
                        -----------------------------------------------------
   Subtotal for Suburban       951     2,174    4,484   2,749   2,382
                        =====================================================
                        -----------------------------------------------------
        Total far Dallas      -909     1,773    3,682   2,393   2,732
                        =====================================================

--------------------------------------------------------------------------------

                        Dallas ranks 20th among our 54 MSAs in performance as measured by calculating an absorption rate for 1996 - that is, taking the year's total net absorption divided by end-of-year 1995 occupied stock. Over the last five years, the average annual absorption rate for Dallas is 2.26%, 36th out of our 54 MSAs.

----------------------------------------------
Absorption Performance
                            Level/    Rank
                             Rate   out of 54
----------------------------------------------
Avg ann'l absorption
over the last five years     1937       7
----------------------------------------------
Ann'l Absorption Rate
over the last five years      2.3%      36
----------------------------------------------
Absorption Rate
over the last 4 quarters      3.0%      20
----------------------------------------------

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

                                                                          Dallas
--------------------------------------------------------------------------------

            Table 6:    Historic Vacancy Rates and Completions by Submarket

                            -------------------------------------------------------------------------------------------------------
                                     1992                 1993                1994                 1995                 1996
                              Cmpltns    Vacancy    Cmpltns  Vacancy    Cmpltns   Vacancy     Cmpltns  Vacancy    Cmpltns   Vacancy
                             SF X 1000    Rate     SF X 1000   Rate    SF X 1000   Rate      SF X 1000   Rate    SF X 1000   Rate
-----------------------------------------------------------------------------------------------------------------------------------
                 CBD             0        30.3         0       31.8        0       34.6          0       36.1        0       34.8
                            -------------------------------------------------------------------------------------------------------
   Subtotal for Downtown         0        30.3         0       31.8        0       34.6          0       36.1        0       34.8
                            =======================================================================================================
                            -------------------------------------------------------------------------------------------------------
            183 Corridor         0        21.2         0       16.4        0       15.9          0       13.0        0        8.3
              Carrollton         0        26.0         0       21.2        0       16.7          0       13.0        0       10.8
                 Central         0        27.9         0       34.5        0       21.5          0       17.2        0       13.4
Dallas Parkway/Bent Tree         0        44.9         0       29.9        0        7.8          0        6.9        0        6.2
        Far North Dallas         0        12.4         0       12.1        0       11.3          0        5.5        0        3.4
                 Garland         0        18.4         0       28.5        0       25.8          0       25.4        0       18.3
                LBJ East         0        28.3         0       35.1        0       24.5          0       25.5        0        7.2
                LBJ West         0         6.6         0        7.2        0       11.3          0        4.6        0        5.9
              LBJ/Quorum         0        22.0         0       20.2        0       15.9          0        9.3        0        6.7
             Las Colinas         0        21.7         0       13.5        0        9.6          0        7.5        0        5.6
              Love Field         0        38.2         0       38.2        0       18.5          0       17.8        0       22.2
            Mid Stemmons         0        44.8         0       54.3        0       37.9          0       28.7        0       13.7
   N. Central Expressway         0        32.6         0       31.7        0       27.9          0       23.7        0       13.5
          North Stemmons         0        35.7         0       32.3        0       28.6          0       27.3        0       19.8
    Oaklawn/Turtle Creek         0        18.8         0       15.9        0       14.2          0       14.2        0       14.9
          Preston Center         0        10.3         0        6.2        0        4.9          0        9.3        0        8.7
        Richardson/Piano         0        32.6         0       22.8        0       18.4          0        8.8        0        9.8
            South Dallas         0        19.4         0       14.4        0       14.1          0       10.3        0        9.3
                Stemmons         0        37.6         0       37.2        0       33.4          0       36.1        0       32.0
              White Rock         0         6.5         0       23.3        0       22.8          0       20.3        0       54.9
                            -------------------------------------------------------------------------------------------------------
   Subtotal for Suburban         0        25.2         0       22.7        0       17.5          0       14.0        0       11.1
                            =======================================================================================================
                            -------------------------------------------------------------------------------------------------------
        Total for Dallas         0        26.5         0       25.0        0       21.7          0       19.4        0       17.0
                            =======================================================================================================

--------------------------------------------------------------------------------

                        The metropolitan vacancy rate for Dallas stood at 17.0% at the end of fourth quarter of 1996, 49th out of our 54 MSAs. In 1992, the vacancy rate stood at 26.5%, 52nd out of the 54 MSAs. Most markets around the country are showing a good improvement in vacancy levels due to a combination of moderate demand growth and little in the way of new supply.

--------------------------------------
Vacancy History Standings
                               Rank
                      Rate   out of 54
--------------------------------------
Current Vacancy Rate  17.0%     49
--------------------------------------
1992 Vacancy Rate     26.5%     52
--------------------------------------
1995 Vacancy Rate     19.4%     50
--------------------------------------

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

           The Office   Our Outlook for Dallas is presented here on an annual
              Outlook   frequency and in the next table on a semiannual
                        frequency.

             Table 7:   Annual History and Forecast

                 -------------------------------------------------------------------------------------------
                     Total
                   Employment  Office                              Net        Vacancy      Tw Rent Index
                     Growth     Empl.    Stock     Completions  Absorption      Rate    Level      Inflation
                      (%)     (x1000)   (x1000)      (x1000)     (x1000)        (%)      ($)          (%)
------------------------------------------------------------------------------------------------------------
 History  1977        4.5      148.1     25,581         912       2,105         9.8
          1978        8.0      165.7     26,938       1,357       2,248         6.0
          1979        8.4      183.7     29,355       2,417       1,450         8.8
          1980        5.4      196.9     37,235       7,880       7,484         8.0    $10.91
         ---------------------------------------------------------------------------------------------------
          1981        3.7      207.5     43,656       6,421       6,082         7.6    $12.25        12.3
          1982        2.5      216.5     53,646       9,990       2,954        19.3    $13.99        14.2
          1983        2.6      232.5     67,135      13,489       8,334        23.1    $13.16        -5.9
          1984        8.9      267.5     77,803      10,668       9,915        20.9    $13.42         2.0
         ---------------------------------------------------------------------------------------------------
          1985        6.8      291.6     93,515      15,712      10,371        23.1    $12.85         A.2
          1986        2.3      298.0    104,945      11,430       4,067        27.6    $12.02        -6.5
          1987       -0.7      306.3    109,040       4,095       2,747        27.8    $11.08        -7.8
          1988        1.1      313.8    110,934       1,894       1,368        27.8    $10.05        -9.3
         ---------------------------------------------------------------------------------------------------
          1989        1.7      325.6    111,337         403       2,963        25.4    $10.15         1.0
          1990        2.6      336.8    111,337           0        -557        25.9    $11.09         9.3
          1991        0.3      332.2    111,337           0         222        25.7    $10.95        -1.3
          1992        0.2      336.0    111,337           0        -891        26.5    $10.83        -1.1
         ---------------------------------------------------------------------------------------------------
          1993        3.0      348.5    111,337           0       1,670        25.0    $11.50         6.2
          1994        3.9      364.8    111,337           0       3,674        21.7    $11.27        -2.0
          1995        4.6      382.3    111,337           0       2,561        19.4    $12.40        10.0
          1996        3.8      394.9    111,337           0       2,672        17.0    $15.49        24.9
                 ===========================================================================================
------------------------------------------------------------------------------------------------------------
Forecast  1997        2.4      407.7    111,666         330       1,209        16.2    $16.86         8.8
          1998        1.4      414.9    113,828       2,162       2,098        15.9    $18.20         7,9
          1999        1.6      423.4    118,690       4,861       3,433        16.5    $19.46         6.9
          2000        1.6      431.6    125,108       6,418       3,977        17.6    $20.47         5.2
         ---------------------------------------------------------------------------------------------------
          2001        1.7      441.2    132,092       6,984       4,087        18.8    $21.12         3.2
          2002        1.8      452.1    138,974       6,882       4,119        19.9    $21.45         1.6
                 ===========================================================================================

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

                                                                          Dallas
--------------------------------------------------------------------------------

           Table 8:     Semiannual History and Forecast

                 -------------------------------------------------------------------------------------------
                     Total
                   Employment  Office                              Net        Vacancy    Tw Rent Index
                     Growth     Empl.    Stock     Completions  Absorption      Rate          (%)
                      (%)     (x1000)   (x1000)      (x1000)     (x1000)        (%)    Real*        Nominal
------------------------------------------------------------------------------------------------------------
 History 1992.1       0.0      333.8    111,337            0       -668        26.3    $12.35       $10.89
         1992.2       0.2      336.0    111,337            0       -223        26.5    $12.10       $10.83
         ---------------------------------------------------------------------------------------------------
         1993.1       1.2      343.4    111,337            0        668        25.9    $12.29       $11.15
         1993.2       1.8      348.5    111,337            0      1,002        25.0    $12.51       $11.50
         1994.1       1.8      355.0    111,337            0      1,559        23.6    $12.23       $11.39
         1994.2       2.1      364.8    111,337            0      2,115        21.7    $11.94       $11.27
         ---------------------------------------------------------------------------------------------------
         1995.1       2.6      374.0    111,337            0      2,227        19.7    $12.32       $11.82
         1995.2       2.0      382.3    111,337            0        334        19.4    $12.80       $12.40
         1996.1       1.9      390.1    111,337            0      2,115        17.5    $14.06       $13.86
         1996.2       1.9      394.9    111,337            0        557        17.0    $15.49       $15.49
                 ===========================================================================================
------------------------------------------------------------------------------------------------------------
Forecast 1997.1       1.3      402.3    111,502          165        567        16.6    $15.92       $16.18
         1997.2       1.1      407.7    111,666          165        642        16.2    $16.32       $16.86
         1998.1       0.6      411.0    112,407          741        884        15.9    $16.69       $17.53
         1998.2       0.8      414.9    113,828        1,421      1,214        15.9    $17.05       $18.20
         ---------------------------------------------------------------------------------------------------
         1999.1       0.8      419.1    115,986        2,158      1,585        16.1    $17.37       $18.85
         1999.2       0.8      423.4    118,690        2,703      1,848        16.5    $17.64       $19.46
         2000.1       0.8      427.3    121,775        3,085      1,967        17.0    $17.84       $20.01
         2000.2       0.8      431.6    125,108        3,333      2,010        17.6    $17.96       $20.47
         ---------------------------------------------------------------------------------------------------
         2001.1       0.8      436.2    128,578        3,470      2,033        18.2    $17.99       $20.84
         2001.2       0.9      441.2    132,092        3,514      2,054        18.8    $17.93       $21.12
         2002.1       0.9      446.6    135,576        3,484      2,070        19.4    $17.80       $21.31
         2002.2       0.9      452.1    138,974        3,398      2,049        19.9    $17.63       $21.45
                 ===========================================================================================

                        * Real rents shown in 1996 dollars

--------------------------------------------------------------------------------

                        The forecast calls for an average annual growth in office employment of 2.3% over the next six years from its current level. In that office employment growth is a key element in our forecast model, we expect that this growth will affect our forecast of net absorption in a positive manner. We are forecasting vacancy rates to rise to 19.9% over the next six years. Rents as measured by the TW Rent Index are expected to rise by an average annual rate of 6.4% through 2001.

----------------------------
Rent and Vacancy Performance
(Rank out of 54)
----------------------------
1996.2 Vacancy Rate     49
----------------------------
2002.2 Vacancy Rate     44
----------------------------
1996.2 TW Rent Index    46
----------------------------
2002.2 TW Rent Index    31
----------------------------

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

            Outlook     The following four graphs compare growth in office
        Comparisons     employment, new supply, absorption, and rent between
                        Dallas and a weighted average of our 54 markets.

--------------------------------------------------------------------------------

  Office Employment           [GRAPHIC OMITTED]
       Growth Rates

   Completion Rates           [GRAPHIC OMITTED]

   Absorption Rates           [GRAPHIC OMITTED]

  TW Rent Inflation           [GRAPHIC OMITTED]

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

                                                                          Dallas
--------------------------------------------------------------------------------

     Submarket Outlook  The following tables provide a short-term forecast by submarket for net absorption, new supply, rent growth, and vacancy rates.

              Table 9:  Forecast of Demand by Submarket

                             --------------------------------------------------------------------- -----------------------
                                                       Demand Forecast Factors                         2 Year Forecast
                             --------------------------------------------------------------------- -----------------------
                                                      Long-term*               3-Year                Estimated
                            Occupied        Percent  Avg. Annual   Percent   Avg. Annual   Percent   Avg. Annual   Percent
                              Stock           of    Net Absorption    of    Net Absorption   of    Net Absorption    of
                             (x1000)         Metro     (x1000)      Metro      (x1000)      Metro     (x1000)       Metro
-------------------------------------------------------------------------------------------------- -----------------------
                     CBD      17,953         19.4        387         11.2       -269        -9.2        395         23.9
                             --------------------------------------------------------------------- -----------------------
   Subtotal for Downtown      17,953         19.4        387         11.2       -269        -9.2        395         23.9
                             ===================================================================== =======================
                             --------------------------------------------------------------------- -----------------------
            l83 Corridor         868          0.9         35          1.0         25         0.9         15          0.9
              Carrollton       1,185          1.3         60          1.7         48         1.6         35          2.1
                 Central       5,238          5.7        177          5.1        426        14.5         98          5.9
Dallas Parkway/Bent Tree       2,346          2.5        124          3.6        213         7.3         37          2.2
        Far North Dallas       2,812          3.0        182          5.2         84         2.9         26          1.6
                 Garland         424          0.5         21          0.6         18         0.6         22          1.3
                LBJ East       3,135          3.4        148          4.3        303        10.3         41          2.5
                LBJ West       1,485          1.6         78          2.2         16         0.5         22          1.3
              LBJ/Quorum      21,236         23.0        762         21.9      1,018        34.7        147          8.9
             Las Colinas      11,137         12.0        578         16.6        323        11.0         93          5.6
              Love Field       1,187          1.3          2          0.0         81         2.8          9          0.5
            Mid Stemmons         271          0.3         10          0.3         56         1.9         na           na
   N. Central Expressway       3,837          4.2        128          3.7        268         9.1         84          5.1
          North Stemmons         263          0.3         18          0.5         12         0.4         na           na
    Oaklawn/Turtle Creek       5,495          5.9        316          9.1         22         0.8        222         13.4
          Preston Center       2,270          2.5         87          2.5        -19        -0.7         47          2.8
        Richardson/Plano       5,566          6.0        270          7.8        263         8 9        128          7.7
            South Dallas         546          0.6         14          0.4         10         0.4         11          0.6
                Stemmons       5,074          5.5         74          2.1         64         2.2        160          9.7
              White Rock         119          0.1          4          0.1        -27        -0.9         na           na
                             --------------------------------------------------------------------- -----------------------
   Subtotal for Suburban      74,494         80.6      3,088         88.7      3,204       109.2      1,265         76.2
                             ===================================================================== =======================
                             --------------------------------------------------------------------- -----------------------
        Total for Dallas      92,447        100.0      3,475        100.0      2,935       100.0      1,660        100.0
                             ===================================================================== =======================

                        * Long term net absorption is an estimate of net absorption over the last 15 years. See the Appendix for a complete methodology.

--------------------------------------------------------------------------------

                        The three-year average annual net absorption is calculated from the current period going back three years. Likewise, the two-year average annual forecast of net absorption is calculated from the current period going forward two years. When the Outlook is produced mid-year, the time periods referenced are also mid-year time periods.

------------------------------------------
Dallas
Submarket Standings
------------------------------------------
Largest share of long-term absorption:
   ---------------------------------------
                               LBJ/Quorum
   ---------------------------------------
------------------------------------------
Largest share of short-term absorption:
   ---------------------------------------
                               LBJ/Quorum
   ---------------------------------------
------------------------------------------
Largest share of forecasted absorption:
   ---------------------------------------
                                      CBD
   ---------------------------------------
------------------------------------------

Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

                    Table 10: Forecast of Supply by Submarket

                                            Supply Forecast Factors                          2 Year Forecast
                          -----------------------------------------------------------  -------------------------
                          Average Annual         Square Feet                           Estimated Annual
                           Completions  Percent     Under    Percent Planned  Percent    Completions     Percent
                          Last 15 Years   of    Construction   of    Projects   Of      Next 2 Years       Of
                             (x1000)     Metro     (x1000)    Metro  (x1000)   Metro       (x1000)        Metro
-------------------------------------------------------------------------------------  -------------------------
                     CBD       902       20.0        0        0.0      0       0.0           154         12.3
                          -----------------------------------------------------------  -------------------------
   Subtotal for Downtown       902       20.0        0        0.0      0       0.0           154         12.3
                          ===========================================================  =========================
            183 Corridor        39        0.9        0        0.0      0       0.0             7          0.6
              Carrollton        69        1.5        0        0.0      0       0.0            12          1.0
                 Central       222        4.9        0        0.0      0       0.0            42          3.4
Dallas Parkway/Bent Tree       134        3.0        0        0.0      0       0.0            23          1.8
        Far North Dallas       188        4.2        0        0.0      0       0.0            33          2.6
                 Garland        27        0.6        0        0.0      0       0.0             5          0.4
                LBJ East       163        3.6        0        0.0      0       0.0            32          2.6
                LBJ West        84        1.9        0        0.0      0       0.0            18          1.4
              LBJ/Quorum       846       18.8        0        0.0      0       0.0           180         14.4
             Las Colinas       618       13.7        0        0.0      0       0.0           117          9.3
              Love Field        17        0.4        0        0.0      0       0.0             3          0.2
            Mid Stemmons        12        0.3        0        0.0      0       0.0            na           na
   N. Central Expressway       161        3.6        0        0.0      0       0.0            30          2.4
          North Stemmons        22        0.5        0        0.0      0       0.0            na           na
    Oaklawn/Turtle Creek       377        8.4      176       53.5      0       0.0           262         22.6
          Preston Center        99        2.2        0        0.0      0       0.0            18          1.4
        Richardson/Plano       307        6.8      153       46.5      0       0.0           246         19.7
            South Dallas        17        0.4        0        0.0      0       0.0             3          0.2
                Stemmons       196        4.4        0        0.0      0       0.0            38          3.0
              White Rock        12        0.3        0        0.0      0       0.0            na           na
                          -----------------------------------------------------------  -------------------------
   Subtotal for Suburban     3,610       80.4      329      100.0      0       0.0         1,097         87.7
                          ===========================================================  =========================
                          -----------------------------------------------------------  -------------------------
        Total for Dallas     4,512      100.0      329      100.0      0       0.0         1,251        100.0
                          ===========================================================  =========================

--------------------------------------------------------------------------------

                          Our forecast of submarket supply utilizes historical shares of new supply as well as acknowledged under-construction and planned projects to distribute our metropolitan forecast of new supply to each submarket for the next two years.

                          The most likely influence on the Dallas market over the next several years will be the amount of new construction. Over the next two years we estimate 1.2 million square feet will be completed annually, metro-wide. On the other hand, Table 9 shows us that
                          1.7 million square feet annually is the forecasted net absorption during the same period.


Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

                                                                          Dallas
--------------------------------------------------------------------------------

           Table 11: Forecast of Vacancy Rates and Rents by Submarket

                            Historic and Year-end 1996 Vacancy Rates and               2 Year Forecast
                          ------------------------------------------------  ------------------------------------
                                                                                              TW Rent Index
                                1993          1996           1996                                  Avg. Annual
                            Vacancy Rate  Vacancy Rate  TW Rent Index        Vacancy Rate  Level  Rent Inflation
--------------------------------------------------------------------------  ------------------------------------
                     CBD        31.8          34.8        $ 14.38                32.7     $ 14.83      1.6
                          ------------------------------------------------  ------------------------------------
   Subtotal for Downtown        31.8          34.8        $ 14.38                32.7     $ 14.83      1.6
                          ================================================  ====================================
            183 Corridor        16.4           8.3        $ 14.60                 6.6     $ 18.25     11.8
              Carrollton        21.2          10.8        $ 15.05                 7.2     $ 18.56     11.1
                 Central        34.5          13.4        $ 16.23                11.4     $ 19.59      9.9
Dallas Parkway/Bent Tree        29.9           6.2        $ 15.52                 4.9     $ 19.68     12.6
        Far North Dallas        12.1           3.4        $ 16.31                 3.8     $ 21.05     13.6
                 Garland        28.5          18.3             na                11.6          na       na
                LBJ East        35.1           7.2        $ 15.73                 6.6     $ 19.79     12.2
                LBJ West         7.2           5.9        $ 16.17                 5.2     $ 25.54     12.7
              LBJ/Quorum        20.2           6.7        $ 16.22                 7.0     $ 20.45     12.3
             Las Colinas        13.5           5.6        $ 15.54                 5.8     $ 19.75     12.7
              Love Field        38.2          22.2             na                21.4          na       na
            Mid Stemmons        54.3          13.7        $ 14.13                  na          na       na
   N. Central Expressway        31.7          13.5        $ 16.36                10.9     $ 19.75      9.9
          North Stemmons        32.3          19.8             na                  na          na       na
    Oaklawn/Turtle Creek        15.9          14.9        $ 16.91                15.3     $ 20.12      9.1
          Preston Center         6.2           8.7        $ 20.21                 6.2     $ 25.23     11.7
        Richardson/Plano        22.8           9.8        $ 15.36                12.6     $ 18.87     10.8
            South Dallas        14.4           9.3             na                 6.7          na       na
                Stemmons        37.2          32.0        $ 13.62                28.5     $ 14.38      2.8
              White Rock        23.3          54.9        $ 17.92                  na          na       na
                          ------------------------------------------------  ------------------------------------
   Subtotal for Suburban        22.6          11.1        $ 15.92                10.5     $ 19.58     10.9
                          ================================================  ====================================

                          ------------------------------------------------  ------------------------------------
        Total for Dallas        25.0          17.0        $ 15.49                15.9     $ 18.20      8.4
                          ================================================  ====================================

----------------------------------------------------------------------------------------------------------------
Dallas
Submarket Standings
--------------------------------------          Combining the supply and demand forecasts of the
Highest current vacancy rate                    previous tables, we can project the rent and vacancy
--------------------------------------          levels by submarket for Dallas. We provide forecasts
                            White Rock          only in those submarkets where we have determined that
--------------------------------------          there is sufficient stock of space or where there is
Largest forecasted decrease in vacancy          currently space under construction.
--------------------------------------
                               Garland          The local office in the Dallas area was reporting
--------------------------------------          329,000 square feet of multi-tenant space under
Largest forecasted increase in rents            construction as of the 4th quarter of 1996. Our
--------------------------------------          forecast calls for an average of 4.6 million square
                        Preston Center          feet to be built each year over the next six years.
--------------------------------------          The following table provides information on current
                                                projects under construction.


Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Office Outlook
--------------------------------------------------------------------------------

            Table 12:   Multi-tenant Properties Under Construction

                                     ----------------------------------------------------------------------------------------------
                                                                                                           Percent        Asking
             Suburban                Building Name and Address                                 NRA        Available        Rent
-----------------------------------------------------------------------------------------------------------------------------------
             Oaklawn/Turtle Creek    CENTEX BUILDING                                         176,000        0.0         25.00/26.00
                                     2728 HARWOOD ST                                                                        (N)
                                     DALLAS
                                     Due: 1997
                                     ==============================================================================================
                                                                                                 Weighted Average Asking Rent
                                     # of Buildings                 NRA    Percent Available     Net                       Gross
                                     ----------------------------------------------------------------------------------------------
Subtotal for Oaklawn/Turtle Creek          1                      176,000        0.0              na                         na
                                     ==============================================================================================

                                     ----------------------------------------------------------------------------------------------
                                                                                                           Percent        Asking
                                     Building Name and Address                                 NRA        Available        Rent
-----------------------------------------------------------------------------------------------------------------------------------
                 Richardson/Plano    CAMPBELL GLEN                                           152,700      100.0           14.00
                                     1125 CAMPBELL RD                                                                     (NNN)
                                     RICHARDSON
                                     Due: 1997
                                     ==============================================================================================
                                                                                                 Weighted Average Asking Rent
    Subtotal for Richardson/Plano    # of Buildings                 NRA    Percent Available     Net                       Gross
                                     ----------------------------------------------------------------------------------------------
                                           1                      152,700      100.0           $14.00                        na
                                     ==============================================================================================

                                     ----------------------------------------------------------------------------------------------
                                                                                                 Weighted Average Asking Rent
                 Total for Dallas    # of Buildings                 NRA    Percent Available     Net                       Gross
                                     ----------------------------------------------------------------------------------------------
                                           2                      328,700       46.5           $14.00                        na
                                     ==============================================================================================

                          This table reports only multi-tenant buildings that were under constuction as of 4th quarter, 1996. We do track single tenant or build-to-suit construction for the purposes of estimating absorption and making forecasts.


Data as of 4th Quarter, 1996      (C) Copyright 1997, CBC/Torto Wheaton Research

================================================================================
                                          ADDENDUM D NEW CONSTRUCTION STATISTICS
--------------------------------------------------------------------------------

                                   Addendum D

                          NEW CONSTRUCTION STATISTICS

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CB Commercial Real Estate Group, Inc.
   DFW New Office Development - Planned & Under Construction
8/11/97                                                                   [LOGO]

----------------------------------------------------------------------------------------------------------------------
         Status                      Name                      Address                      SF               Area
----------------------------------------------------------------------------------------------------------------------
    1          Under             14911 Quorum                14911 Quorum                 187,000              3
           Construction                                         Addison

----------------------------------------------------------------------------------------------------------------------
    2          Under          Plano International       6400 International Pkwy           225,000              4
           Construction          Business Park                   Plano                    120,000
                                                                                         Phase II
----------------------------------------------------------------------------------------------------------------------
    3          Under         19111 Dallas Parkway          19111 Dallas Pkwy              152,000              4
           Construction                                         Dallas

----------------------------------------------------------------------------------------------------------------------
    4          Under         Landmark Center I &II         18583 Dallas Pkwy              136,000              4
           Construction                                         Dallas

----------------------------------------------------------------------------------------------------------------------
    5          Under          Summerside Place II        Summerside & Preston              34,000              4
           Construction                                         Dallas

----------------------------------------------------------------------------------------------------------------------
    6          Under            Parkway Centre            2901 Dallas Parkway             225,000              5
           Construction                                          Plano                     89,900
                                                                                          Phase I
----------------------------------------------------------------------------------------------------------------------
    7          Under           1800 Preston Park        1800 Preston Park Blvd             80,000              5
           Construction                                          Plano

----------------------------------------------------------------------------------------------------------------------
    8          Under          Stonebriar  Center           2595 Dallas Pkwy                99,427              5
           Construction                                         Frisco                    Phase I

----------------------------------------------------------------------------------------------------------------------
    9          Under             Lincoln Place            5800 Tennison Pkwy              150,000              5
           Construction            in Legacy                                              Phase I
----------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
         Status                      Contact                        Rate       Comp. Date         Developer
-------------------------------------------------------------------------------------------------------------
    1          Under                 Jim Nelms                       N/A          2Q98             Centre
           Construction                Fults                                                     Development
                                   214-871-6666
-------------------------------------------------------------------------------------------------------------
    2          Under                T.D. Briggs                    $19.50         4Q97             Crow /
           Construction            Trammell Crow                      N                          Billingsley
                                    214-979-6188
-------------------------------------------------------------------------------------------------------------
    3          Under                T.D. Briggs                    $21.50         4Q97            Trammell
           Construction            Trammell Crow                      N                             Crow
                                    214-979-6188
-------------------------------------------------------------------------------------------------------------
    4          Under                Kent Foster                    $22.00         4Q97            Champion
           Construction         Champion Partners                     N
                                   972-490-5600
-------------------------------------------------------------------------------------------------------------
    5          Under              Stephen Burnett                  $17.50         3Q97             Tipton
           Construction          The Tipton Group                     N                             Group
                                   972-250-1946
-------------------------------------------------------------------------------------------------------------
    6          Under               Barbara Heady                   $18.25         4Q97              Avex
           Construction          Vintage Equities                     N                          Development
                                   214-661-1606
-------------------------------------------------------------------------------------------------------------
    7          Under         Ben Brinck & Brad Selner              $19.75         3Q97             Hepfner
           Construction            CB Commercial                      G                             Smith
                                   972-458-4800
-------------------------------------------------------------------------------------------------------------
    8          Under               Buddy Langston                  $21.00         1Q98              Hall
           Construction        Hall Financial Group                   N                           Financial
                                   972-754-9000
-------------------------------------------------------------------------------------------------------------
    9          Under                David Reed                     $22.50         1Q98             Lincoln
           Construction         Lincoln Property Co                   N                           Property
                                   214-740-3300
-------------------------------------------------------------------------------------------------------------


Source: CB Commercial Real Estate Information Services Group.             Page 1

--------------------------------------------------------------------------------
CB Commercial Real Estate Group, Inc.
   DFW New Office Development - Planned & Under Construction
8/11/97                                                                   [LOGO]

----------------------------------------------------------------------------------------------------------------------
         Status                      Name                      Address                      SF               Area
----------------------------------------------------------------------------------------------------------------------
    10       Complete            Campbell Glen           1125 Campbell Rd. E.             205,000              6
                                                              Richardson
----------------------------------------------------------------------------------------------------------------------
    11         Under           Campbell Commons          1201 E. Campbell Rd.             110,000              6
           Construction                                       Richardson

----------------------------------------------------------------------------------------------------------------------
    12         Under            Allen Ofc. Ctr.            805 Central Expwy              115,200              6
           Construction                                          Allen

----------------------------------------------------------------------------------------------------------------------
    13         Under           Campbell Forum II          2050 N. Greenville               56,000              6
           Construction                                       Richardson

----------------------------------------------------------------------------------------------------------------------
    14         Under               Sierra I              6665 MacArthur Blvd.             164,970              8
           Construction               at                        Irving                    Phase I
                                  Las Colinas
----------------------------------------------------------------------------------------------------------------------
    15         Under                  161                   6225 N. Hwy 161               101,774              8
           Construction            Corporate                    Irving
                                    Center
----------------------------------------------------------------------------------------------------------------------
    16         Under            6565 MacArthur              6565 MacArthur                265,000              8
           Construction            at Sierra                    Irving

----------------------------------------------------------------------------------------------------------------------
    17         Under              Las Colinas               6333 N. Hwy 161               157,144              8
           Construction        Corporate Center                 Irving                    Phase I

----------------------------------------------------------------------------------------------------------------------
    18         Under            MacArthur Ridge               MacArthur &                 246,000              8
           Construction                                      Hidden Ridge                 Phase I
                                                                Irving
----------------------------------------------------------------------------------------------------------------------
    19         Under       Freeport Ofc. Ctr. I & II    Freeport & Regent Blvd.           160,000              8
           Construction                                         Irving

----------------------------------------------------------------------------------------------------------------------
    20         Under            Gateway West II            2901 Gateway Dr.                62,238              8
           Construction                                         Irving
----------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------
         Status                      Contact                      Rate       Comp. Date         Developer
-------------------------------------------------------------------------------------------------------------
    10       Complete          Bolner / O'Keefe                  $14.00         3Q97              Opus
                                 CB Commercial                     NNN                            South
-------------------------------------------------------------------------------------------------------------
    11         Under              Bill Becker                    $21.00         4Q97            Jackson/
           Construction       Cushman & Wakefield                $23.00                           Shaw
                                 972-770-2500                       N
-------------------------------------------------------------------------------------------------------------
    12         Under              Marc Myers                     $10.50         4Q97             Myers &
           Construction        Myers & Crow Dev.                    N                             Crow
                                 214-520-7800
-------------------------------------------------------------------------------------------------------------
    13         Under              Mark Somner                    $21.00         1Q98             Beltway
           Construction       Beltway Development                                              Development
                                 972-661-1011
-------------------------------------------------------------------------------------------------------------
    14         Under              Kent Foster                    $22.50         4Q97            Champion
           Construction        Champion Partners                    N                           Partners
                                 972-490-5600
-------------------------------------------------------------------------------------------------------------
    15         Under              Craig Jones                    $21.00         4Q97              Ewing
           Construction        Fuller - McFarlan                    N                          Properties
                                 2l4-559-4599
-------------------------------------------------------------------------------------------------------------
    16         Under             Reid Caldwell                   $22.00         3Q98            Insignia
           Construction       Insignia Commercial                   N
                                 2l4-525-2047
-------------------------------------------------------------------------------------------------------------
    17         Under              Thom Ridnour                   $21.50         4Q97             Archon
           Construction          Transwestern                    $23.50                           Group
                                 972-233-1022                       N
-------------------------------------------------------------------------------------------------------------
   18         Under              Steven Mays                    $22.50         1Q98              Opus
           Construction        Baker Commercial                     N                             South
                                 972-580-8100
-------------------------------------------------------------------------------------------------------------
    19         Under              Marc Myers                     $11.00         4Q97             Myers &
           Construction        Myers & Crow Dev.                    N                             Crow
                                 214-520-7800
-------------------------------------------------------------------------------------------------------------
    20         Under              John Conger                    $16.50         1Q98              Avex
           Construction          Wilcox Realty                   Ind. G                        Development
                                 972-770-2111
-------------------------------------------------------------------------------------------------------------


Source: CB Commercial Real Estate Information Services Group.             Page 2

--------------------------------------------------------------------------------
CB Commercial Real Estate Group, Inc.
   DFW New Office Development - Planned & Under Construction
8/11/97                                                                   [LOGO]

----------------------------------------------------------------------------------------------------------------------
         Status                      Name                      Address                      SF               Area
----------------------------------------------------------------------------------------------------------------------
    21         Under             The Westpoint             1255 Corporate Dr              150,000              8
           Construction                                         Irving

----------------------------------------------------------------------------------------------------------------------
    22         Under             Colonnade III           15301 Dallas Parkway             370,000             10
           Construction                                                                 Phase III
                                                                Dallas
----------------------------------------------------------------------------------------------------------------------
    23         Under           Silver Fox Office          5301 Spring Valley               45,000             10
           Construction                                         Dallas

----------------------------------------------------------------------------------------------------------------------
    24         Under         International Center           2727 N. Harwood               185,000             19
           Construction            Jones Day                    Dallas                  Phase III
                                   Phase III
----------------------------------------------------------------------------------------------------------------------
    25         Under              Caruth Land             75 & Northwest Hwy                  N/A             21
           Construction      Mixed use development              Dallas
----------------------------------------------------------------------------------------------------------------------
    26         Under           Heritage Commons          1000 Heritage Parkway             54,645             43
           Construction                                       Fort Worth
----------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
         Status                       Contact                        Rate       Comp. Date         Developer
-------------------------------------------------------------------------------------------------------------
    21         Under                Lance Sallis                    $21.00         1Q98            Prentiss
           Construction           Sallis Commercial                    N                          Properties
                                    214-855-5004
-------------------------------------------------------------------------------------------------------------
    22         Under                Eric Rutledge                   $24.00         2Q98              MEPC
           Construction                 MEPC
                                    972-851-7000
-------------------------------------------------------------------------------------------------------------
    23         Under                Dale Wamstad                      N/A          1Q98              Dell
           Construction                                                                             Frisco
                                    972-385-3145
-------------------------------------------------------------------------------------------------------------
    24         Under                                                 High          2Q99             Harwood
           Construction            Harwood Pacific                   20's                           Pacific
                                    2l4-87l-087l
-------------------------------------------------------------------------------------------------------------
    25         Under            Lincoln Property Co.                  N/A           N/A             Lincoln
           Construction             214-740-3396                                                   Property
-------------------------------------------------------------------------------------------------------------
    26         Under                Darrell Lake                    $12.00         3Q97            Alliance
           Construction         Alliance Development                $16.00                        Development
                                    8l7-224-6013                       G
-------------------------------------------------------------------------------------------------------------


Source: CB Commercial Real Estate Information Services Group.             Page 3

--------------------------------------------------------------------------------
CB Commercial Real Estate Group, Inc.
   DFW New Office Development - Planned & Under Construction
8/11/97                                                                   [LOGO]

----------------------------------------------------------------------------------------------------------------------
         Status                      Name                      Address                      SF               Area
----------------------------------------------------------------------------------------------------------------------
    1         Planned       Millennium Park I - III      Tollway & Arapaho Rd.            878,000              4
                                                                Dallas
----------------------------------------------------------------------------------------------------------------------
    2         Planned           Tollway Plaza I        Tollway @ Keller Springs           178,000              4
                              (groundbreaking in                Dallas                    Phase I
                                    August)
----------------------------------------------------------------------------------------------------------------------
    3         Planned      The Vistas of Gleneagles          Plano Pkwy @                     N/A              4
                                                              Mira Vista
                                                                 Plano
----------------------------------------------------------------------------------------------------------------------
    4         Planned             Kingspark I                Plano Pkwy @                  54,000              4
                                                              Mira Vista
                                                                 Plano
----------------------------------------------------------------------------------------------------------------------
    5         Planned          One Hanover Park               NWC Tollway                  80,000              4
                                                              & Westgrove               Phase III
                                                                Dallas
----------------------------------------------------------------------------------------------------------------------
    6         Planned             Parker Road              SEC Parker Rd. &               187,500              5
                                 Office Center              Parkwood Blvd.
                                                                 Plano
----------------------------------------------------------------------------------------------------------------------
    7         Planned          1850 Preston Park        1850 Preston Park Blvd            120,000              5
                                                         SEC Preston & W. Park
                                                                 Plano
----------------------------------------------------------------------------------------------------------------------
    8         Planned         One Telecom Corridor            N. Central                  225,000              6
                               (Ground breaking           1/4 mi. S.of Renner
                                approx. Sept.)                Richardson
----------------------------------------------------------------------------------------------------------------------
    9         Planned              UTD Park                    UTD Park                   100,000              6
                                 (Call Center)

----------------------------------------------------------------------------------------------------------------------
    10        Planned            One Lake Park                 NEC Coit                   100,000              6
                               at Lennox Center               & Campbell                  Phase I
                                                              Richardson
----------------------------------------------------------------------------------------------------------------------
    11        Planned           Parkway Office               Plano Pkwy &                 150,000              6
                                    Center                      Custer
                                                                 Plano
----------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
         Status                       Contact                        Rate       Comp. Date         Developer
-------------------------------------------------------------------------------------------------------------
    1         Planned           Cushman & Wakefield                  N/A           N/A
                                   972-770-2611
-------------------------------------------------------------------------------------------------------------
    2         Planned               John Conger                    $24.50         3Q98
                                Wilcox Realty Group                $26.50
                                   972-770-2183                       N
-------------------------------------------------------------------------------------------------------------
    3         Planned               Jim Nelson                       N/A           N/A
                             North Preston Properties
                                   972-596-4335
-------------------------------------------------------------------------------------------------------------
    4         Planned              Neal Cukerbaum                    N/A           N/A
                              Sandler Southwest Corp.
                                   972-250-0008
-------------------------------------------------------------------------------------------------------------
    5         Planned               John Conger                    $23.75         3Q98
                                Wilcox Realty Group                $25.50
                                   972-770-2183                       N
-------------------------------------------------------------------------------------------------------------
    6         Planned               John Conger                    $20.50          N/A
                                Wilcox Realty Group                   N
                                   972-770-2183
-------------------------------------------------------------------------------------------------------------
    7         Planned        Ben Brinck & Brad Selner              $19.75         2Q98
                                   CB Commercial                      N
                                   972-458-4800
-------------------------------------------------------------------------------------------------------------
    8         Planned             Brenda Brantley                  $22.50         3Q98
                                       AVEX                           N
                                   214-696-8100
-------------------------------------------------------------------------------------------------------------
    9         Planned         Vintage Equities, Inc.                $8.50          N/A
                                    Randy Heady                     Flat
                                   972-661-1606                     10yrs
-------------------------------------------------------------------------------------------------------------
    10        Planned        Ben Brinck & Brad Selner              $22.00         1Q99
                                   CB Commercial                      G
                                   972-458-4800
-------------------------------------------------------------------------------------------------------------
    11        Planned               Jeff Smith                     $21.00         4Q97
                                       Fults                          G
                                   214-871-6666
-------------------------------------------------------------------------------------------------------------


Source: CB Commercial Real Estate Information Services Group.             Page 4

--------------------------------------------------------------------------------
CB Commercial Real Estate Group, Inc.
   DFW New Office Development - Planned & Under Construction
8/11/97                                                                   [LOGO]

----------------------------------------------------------------------------------------------------------------------
         Status                      Name                      Address                      SF               Area
----------------------------------------------------------------------------------------------------------------------
    12        Planned        Richardson Ofc. Ctr.            3101 Hwy. 190                120,000              7
                              (groundbreaking in              Richardson
                                  September)
----------------------------------------------------------------------------------------------------------------------
    13        Planned          Hwy. 190 & Renner           Hwy. 190 & Renner              100,000              7
                                 (Call Center)                Richardson

----------------------------------------------------------------------------------------------------------------------
    14        Planned             Las Colinas           Carpenter @ Walnut Hill           260,000              8
                              Office Development                Irving

----------------------------------------------------------------------------------------------------------------------
    15        Planned         Cottonwood Gardens               MacArthur                  120,000              8
                                                                Irving
----------------------------------------------------------------------------------------------------------------------
    16        Planned            Granite Plaza           SWC-Las Colinas & 161            200,000              8
                                at Las Colinas                  Irving

----------------------------------------------------------------------------------------------------------------------
    17        Planned          Gateway Commerce            2801 Gateway Dr.               125,000              8
                                Office Complex                  Irving

----------------------------------------------------------------------------------------------------------------------
    18        Planned          1800 Valley View            1800 Valley View               102,615              9
                                                           NWC - 1-35 & 635
                                                            Farmers Branch
----------------------------------------------------------------------------------------------------------------------
    19        Planned            Granite Tower               LBJ @ Midway                 300,000             10
                                   at Centre                    Dallas

----------------------------------------------------------------------------------------------------------------------
    20        Planned           Galleria North              Alpha & Tollway               250,000             10
                                                                Dallas

----------------------------------------------------------------------------------------------------------------------
    21        Planned           Addison Circle            North of Arapaho @              300,000             10
                                                                Tollway
                                                                Addison
----------------------------------------------------------------------------------------------------------------------
    22        Planned           Carlson Center                NWC Tollway                 500,000             10
                                                              & Galleria
                                                                Dallas
----------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
         Status                     Contact                        Rate       Comp. Date         Developer
-------------------------------------------------------------------------------------------------------------
    12        Planned              Marc Myers                     $10.50         1Q98
                                Myers & Crow Dev.                    N
                                  214-520-7800
-------------------------------------------------------------------------------------------------------------
    13        Planned        Vintage Equities, Inc.                $8.50          N/A
                                   Randy Heady                     Flat
                                  972-661-l606                    10 yrs
-------------------------------------------------------------------------------------------------------------
    14        Planned              Tony Click                     $23.00         1Q98
                                  Trammell Crow                      N
                                  2l4-979-6326
-------------------------------------------------------------------------------------------------------------
    15        Planned        Wilson Development Co.               $22.00         3Q97
                                   Don Wilson                        N
-------------------------------------------------------------------------------------------------------------
    16        Planned          Granite Properties                 $23.00         4Q98
                                Mike Pucciarello                     N
                                  972-386-6810
-------------------------------------------------------------------------------------------------------------
    17        Planned              John Conger                    $15.50         4Q98
                                  Wilcox Realty                     NN
                                  972-770-2111                    $15.50
-------------------------------------------------------------------------------------------------------------
    18        Planned             Scott Porter                                   4Q97
                           Carmel Property Management
                                  214-739-3272
-------------------------------------------------------------------------------------------------------------
    19        Planned          Granite Properties                 $23.00         4Q98
                                Mike Pucciarello                     N
                                  972-386-6810
-------------------------------------------------------------------------------------------------------------
    20        Planned              Neal Jones                       N/A           N/A
                                 Hines Interests
                                  2l4-716-2900
-------------------------------------------------------------------------------------------------------------
    21        Planned              Jeff Swope                     $22.00          N/A
                                Champion Partners                 $23.00
                                  972-490-5600
-------------------------------------------------------------------------------------------------------------
    22        Planned              John Conger                    $25 00         3Q99
                               Wilcox Realty Group                $27.00
                                  972-770-2183                       N
-------------------------------------------------------------------------------------------------------------


Source: CB Commercial Real Estate Information Services Group.             Page 5

--------------------------------------------------------------------------------
CB Commercial Real Estate Group, Inc.
   DFW New Office Development - Planned & Under Construction
8/11/97                                                                   [LOGO]

----------------------------------------------------------------------------------------------------------------------
         Status                      Name                      Address                      SF               Area
----------------------------------------------------------------------------------------------------------------------
    23        Planned            Village Tower                SEC Tollway                 325,000             10
                                                              & Beltline
                                                                Dallas
----------------------------------------------------------------------------------------------------------------------
    24        Planned       One International Place       NWQ Spring Valley &             350,000             10
                                                                Tollway
                                                                Dallas
----------------------------------------------------------------------------------------------------------------------
    25        Planned               Centura               SWC Spring Valley @             410,000             10
                             Office, Retail, Hotel              Tollway
                                                                Dallas
----------------------------------------------------------------------------------------------------------------------
    26        Planned          5950 Sherry Lane            5950 Sherry Lane               190,000             18
                                                                Dallas

----------------------------------------------------------------------------------------------------------------------
    27        Planned            Preston & LBJ             SWQ LBJ & Preston              225,000             18
                                   10 story                     Dallas

----------------------------------------------------------------------------------------------------------------------
    28        Planned            Uptown Center           Howell & Worthington             100,000             19
                                                                Dallas
----------------------------------------------------------------------------------------------------------------------
    29        Planned           Royal & Central           SEC Central & Royal             265,000             21
                                   11 Story                     Dallas

----------------------------------------------------------------------------------------------------------------------
    30        Planned       North Park Central Two        75 & Northwest Hwy              250,000             21
                                   Equitable                    Dallas
----------------------------------------------------------------------------------------------------------------------
    31        Planned               Solana                 SH 114 & Kirkwood              300,000             48
                                                               Westlake

----------------------------------------------------------------------------------------------------------------------
    32        Planned           Brookhollow III              Lemar Blvd. E.               210,000             60
                                                               Alrington

----------------------------------------------------------------------------------------------------------------------
    33        Planned          Centerview Plaza               East Lamar                  200,000             61
                                                            & North Collins

----------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
         Status                     Contact                        Rate       Comp. Date         Developer
-------------------------------------------------------------------------------------------------------------
    23        Planned              John Conger                    $24.50         4Q98
                               Wilcox Realty Group                $26.50
                                  972-770-2183                       N
-------------------------------------------------------------------------------------------------------------
    24        Planned              John Conger                    $27.00         3Q98
                               Wilcox Realty Group                   N
                                  972-770-2183
-------------------------------------------------------------------------------------------------------------
    25        Planned          Jerry & Traci Fults                  N/A          4Q98
                                      Fults
                                  214-871-6666
-------------------------------------------------------------------------------------------------------------
    26        Planned              T.D. Briggs                    $26.00         4Q98
                                  Trammell Crow                      N
                                  214-979-6188
-------------------------------------------------------------------------------------------------------------
    27        Planned        Vintage Equities, Inc.               $24.00          N/A
                                   Randy Heady
                                  972-661-1606
-------------------------------------------------------------------------------------------------------------
    28        Planned           City Center Inc.                    N/A           N/A

-------------------------------------------------------------------------------------------------------------
    29        Planned        Vintage Equities, Inc.               $24.00         4Q98
                                   Randy Heady
                                  972-661-1606
-------------------------------------------------------------------------------------------------------------
    30        Planned         Equitable Real Estate                 N/A           N/A
                                  972-239-1850
-------------------------------------------------------------------------------------------------------------
    31        Planned             Bill Flaherty                     N/A           N/A
                             Maguire Thomas Partners
                                  8l7-430-O303
-------------------------------------------------------------------------------------------------------------
    32        Planned              Mike Dudley                    $22.00          N/A
                                Brookhollow Prop.                    G
                                  817-640-8700
-------------------------------------------------------------------------------------------------------------
    33        Planned          Granite Properties                 $20.00         4Q98
                                Mike Pucciarello                     N
                                  972-386-6810
-------------------------------------------------------------------------------------------------------------


Source: CB Commercial Real Estate Information Services Group.             Page 6

[LOGO] CB
COMMERCIAL

                        SUBURBAN CHICAGO MARKET ANALYSIS
                          PRENTISS INDUSTRIAL PORTFOLIO

                      Wood Dale and Carol Stream, Illinois

                                DATE OF ANALYSIS

                                   August 1997

                                  PREPARED FOR

                              LEHMAN BROTHERS, INC.
                            3 World Financial Center
                            New York, New York 10285

                                   PREPARED BY

                 CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC.
                        CAPITAL MARKETS SUPPORT SERVICES
                         2500 West Loop South, Suite 100
                            Houston, Texas 77027-4502

                          [LETERHEAD OF CB COMMERCIAL]

August 15, 1997

Mr. Mark H. Mauldin
LEHMAN BROTHERS, INC.
3 World Financial Center
New York, New York  10285

RE:   Suburban Chicago Market Analysis
      Prentiss Industrial Portfolio
      Wood Dale and Carol Stream, Illinois
      CBC File No. 97-301

Dear Mr. Mauldin:

At your request and authorization, CB Commercial Real Estate Group, Inc. has prepared a Market Analysis for the Prentiss Industrial Portfolio located in the Chicago, Illinois area.

The subject consists of three, institutional quality, industrial developments having a combined total of 226,076 SF of net rentable area. The Chicago market has an average occupancy of 93% with an average asking net lease rental rate of $3.85 PSF/YR. Overall this market area is stabilized and showing improving rental rates.

This report may be relied upon by Lehman Brothers and its successors and assigns in determining whether to make a loan evidenced by a note (the "Property Note") secured by the property. This report may be relied upon by any purchaser or assignee of the Property Note in determining whether to purchase the Property Note from Lehman Brothers and its successors and assigns and by any rating agency rating securities secured by, or representing an interest in the Property Note. This report may be referred to, quoted in and included with materials offering for sale the Property Note or an interest therein for sale. This report may be relied upon by persons acquiring the Property Note or an interest in the Property Note. This report speaks as of the date prepared.

It has been a pleasure to assist you in this assignment. If you have any questions concerning the analysis, or if CB Commercial Real Estate Group, Inc. can be of further service, please do not hesitate to contact us.

Respectfully submitted,

CB COMMERCIAL REAL ESTATE GROUP, INC.
CAPITAL MARKETS SUPPORT SERVICES

by:


/s/ Jason T. Hutchins
--------------------------
Jason T. Hutchins
Project Manager

================================================================================
                                                        SUMMARY OF SALIENT FACTS
--------------------------------------------------------------------------------

                            SUMMARY OF SALIENT FACTS

Property Name:                             PRENTISS PROPERTIES PORTFOLIO

Location:                                  Wood Dale and Carol Stream, Suburban
                                           Chicago, IL

Property Description:                      Alexandra Way contains 110,000 net
                                           rentable square feet. Wood Dale 1 and
                                           2 have 49,846 and 66,230 net rentable
                                           square feet, respectively. The
                                           properties have 3% to 10% office and
                                           have ceiling heights of 18 to 24
                                           feet.

Date of Analysis:                          August 1, 1997

Improvements

Number of Buildings:                       3
Number of Stories:                         1
Gross Building Area:                       226,076 SF
Net Rentable Area:                         226,076 SF
Avg. Year Built:                           1987 - 1988
Condition:                                 Good
Effective Age:                             9 Years

Market Financial Indicators

Current Occupancy:                         93.0%
Stabilized Occupancy:                      92.0%
Estimated Absorption:                      Market is stabilized.
Market Rental Rate:                        $3.00 - $3.75 PSF
Tenant Improvements (New Leases):          $0.25  Per SF
Tenant Improvements (Renewal Leases):      $0.00  Per SF
Leasing Commissions (New Leases):          4.0%
Leasing Commissions (Renewal Leases):      2.0%

================================================================================
                                                               TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

SUMMARY OF SALIENT FACTS......................................................ii

TABLE OF CONTENTS............................................................iii

TRADE AREA ANALYSIS............................................................1

COMPETITIVE MARKET TREND ANALYSIS..............................................3

MARKETABILITY CONCLUSIONS......................................................7

ADDENDA
   A      Improved Comparable Sales
   B      Demographics
   C      CB Commercial Industrial Market Statistics
   D      Torto Wheaton Research Data


--------------------------------------------------------------------------------

================================================================================
                                                             TRADE AREA ANALYSIS
--------------------------------------------------------------------------------

                               TRADE AREA ANALYSIS

Regional Influences

The population of the Chicago metropolitan statistical area was 7.73 million making it the 3rd largest in the country as of the end of first quarter 1996. The Chicago, IL MSA consists of the nine counties Cook, DeKalb, DuPage, Grundy, Kane, Kendall, Lake, McHenry, and Will. The central cities within the MSA are Chicago, Aurora, Elgin, Joliet, Evanston, North Chicago, and DeKalb. The median per capita personal income in 1995 for the MSA was $27,309 which is 18% above the national level. The cost of doing business is 10% above the national average.

Industries concentrated in Chicago include security & commodity brokers, air transportation, electronic equipment, insurance carriers, and printing/publishing. The top major employers of the area include Sears Roebuck, Jewel Food Stores, Motorola, Ameritech, and Dominick's Finer Foods. Other employers include UAL, First Chicago and AT&T.

Location

The trade area is located in suburban Chicago within the submarkets designated as North DuPage County and O'Hare. From a geographic perspective the areas analyzed are defined as Wood Dale, Illinois, and the Chicago PMSA.

Demographics

Population growth and new household formations have been on an upward trend within the overall subject trade area, while remaining stable in the local submarket.

Selected trade area demographics are shown in the following table:


--------------------------------------------------------------------------------

================================================================================
                                                             TRADE AREA ANALYSIS
--------------------------------------------------------------------------------

================================================================================
                        SELECTED METRO AREA DEMOGRAPHICS
                              SUBJECT'S LOCAL AREA
================================================================================
                                                                      Chicago
                                                   Wood Dale, IL      PMSA
--------------------------------------------------------------------------------
Population
      2001 Estimate                                    12,760         7,984,063
      1996 Estimate                                    12,766         7,774,982
      1990 Census                                      12,425         7,410,858
      1996 - 2001 % Change                                0.0%              2.7%
Households
      2001 Estimate                                     4,557         2,854,099
      1996 Estimate                                     4,583         2,789,197
      1990 Census                                       4,549         2,671,540
      1996 - 2001 % Change                              -0.6%               2.3%
2001 Median Household Income                       $   56,060        $   51,463
1996 Median Household Income                       $   49,676        $   43,673
1996 Average Household Income                      $   59,860        $   56,329
1990 Average Home Value                            $  132,715        $  135,409
1990 % College Graduates                                 18.9%             24.4%
--------------------------------------------------------------------------------
Source: Strategic Mapping, Inc.
Compiled by: CB Commercial
================================================================================

Trends and Conclusions

The outlook is for relatively stable performance with moderate improvement over the next several years. As a result, the demand for existing developments is expected to be good. Generally, the trade area is expected to maintain a relatively stable growth pattern in the foreseeable future.


--------------------------------------------------------------------------------

================================================================================
                                               COMPETITIVE MARKET TREND ANALYSIS
--------------------------------------------------------------------------------

                        COMPETITIVE MARKET TREND ANALYSIS

COMPETITIVE OVERALL AND SUBMARKET SUPPLY

In order to research the market, we have relied upon data published by Torto Wheaton Research, KOLL, and CB Commercial Real Estate Appraisal Services Group.

MARKET SUMMARY

Selected market statistics for the subject trade area are shown in the following table:

==============================================================================================
                                     MARKET STATISTICS
----------------------------------------------------------------------------------------------
                                                                   N DuPage Cnty      O'Hare
Category                                         Source  Chicago   (Carol Stream)  (Wood Dale)
----------------------------------------------------------------------------------------------
Existing Supply (SF X 1,000)                       (1)   864,679       18,621        106,994
                                                   (3)   898,298       20,434        110,293
Under Construction (SF X 1,000)                    (1)    20,032        2,160          2,142
Completions YTD (SF X 1,000)                       (3)     7,744        1,191            720
Construction - 2 YR Annual Forecast (SF X 1,000)   (1)    16,497        1,678          2,017
Absorption - 3 YR Avg. (SF X 1,000)                (1)     8,705        1,644          1,212
Absorption - 2 YR Annual Forecast (SF X 1,000)     (1)     9,321        1,596            599
Current Occupancy                                  (1)     92.5%        89.9%          92.9%
                                                   (3)     92.5%        93.2%          93.3%
Occupancy - 2 YR Forecast                          (1)     91.2%        90.7%          90.6%
Average Rent PSF - Current                         (1)     $4.95        $5.81          $5.86
                                                   (2)     $5.57
Average Asking Net Lease Rate PSF - Current        (3)     $3.85        $4.18          $4.43
Average Rent PSF - 2 YR Forecast                   (1)     $5.06        $5.87          $6.00
Annual Rent Inflation - 2 YR Forecast              (1)      1.1%         0.5%           1.2%
----------------------------------------------------------------------------------------------
Source Codes:
(1)  Torto Wheaton Research
(2)  KOLL National Real Estate Index
(3)  CB Commercial
==============================================================================================

MARKET RENT/DEMAND TRENDS

The following table presents the trends in rental rates and occupancy for the Chicago area and local submarket over the past five years:


--------------------------------------------------------------------------------

================================================================================
                                               COMPETITIVE MARKET TREND ANALYSIS
--------------------------------------------------------------------------------


================================================================================
                                  MARKET TRENDS
                                   1992 - 1996
--------------------------------------------------------------------------------
                      Chicago           N. DuPage County           O'Hare
                -------------------   -------------------   --------------------
     Date       Rent PSF  Occupancy   Rent PSF  Occupancy   Rent PSF  Occupancy
--------------------------------------------------------------------------------
     1992         $4.09     91.4%       N/A       84.3%       N/A       87.0%
     1993         $3.93     91.6%       N/A       87.3%       N/A       87.7%
     1994         $4.28     91.8%       N/A       93.7%       N/A       88.8%
     1995         $4.64     93.7%       N/A       86.2%       N/A       93.0%
     1996         $4.95     92.5%      $5.81      89.9%      $5.86      92.9%
1997 Forecast     $5.04     91.3%      $5.87      90.7%      $6.00      90.6%
--------------------------------------------------------------------------------
Source: Torto Wheaton Research
================================================================================

MARKET RENT TRENDS

In addition to the Torto Wheaton Research and KOLL surveys, a number of rent comparables have been surveyed in order to identify the performance trends within the subject's immediate submarket. CB Commercial surveyed competitive properties and lease transactions for comparison to the subject. The selected comparable rentals are summarized in the following summary chart.

====================================================================================================================================
                                  COMPARABLE RENTALS SUMMARY - PRENTISS PROPERTIES PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------------
Comp. No.                Location                       Size (GBA)          Base Rent           Exp. Reimb.       TI's     Pct. Occ.
------------------------------------------------------------------------------------------------------------------------------------
    1      2000 North George Street, Melrose Park, IL   145,000 SF          $3.40 psf         Taxes $1.04/psf  Negotiable   Vacant
    2      3900-3920 West 74th Street, Chicago, IL      159,728 SF       $2.75 psf gross            None       Negotiable    100%
    3      4545-4549 West Cermak, Chicago, IL           477,836 SF   $3.75 gross / $2.75 net     Base year     Negotiable    78%
    4      Confidential, Chicago, IL                    215,000 SF          $2.30 psf            $0.85 psf        None       100%
------------------------------------------------------------------------------------------------------------------------------------
Compiled by: CB Commercial
====================================================================================================================================

The asking rental rates of the comparables range from $1.45 to $2.75 per square foot on a net lease basis. Quoted occupancy rates range from 0% to 100%. Rental rates appear to be relatively stable at this time. However, there is a considerable amount of new and planned construction in market at this time. Please refer to the Addenda for details on recent construction trends.


--------------------------------------------------------------------------------

================================================================================
                                               COMPETITIVE MARKET TREND ANALYSIS
--------------------------------------------------------------------------------

MARKET EXPENSE RATES

The following industry survey expense data is reported for the local market area:

================================================================================
                          PRENTISS PROPERTIES PORTFOLIO
                             COMPARABLE EXPENSE DATA
--------------------------------------------------------------------------------
                                                                        NAIOP
                                    COMP 1           COMP 2            MEDIAN
                                 ============     ============       ===========
Location:                          Gary, IN         Gary, IN         All Chicago
NRA (SF):                         1,032,331        1,032,331
Expense Year:                        1996       1997 Annualized         1996
Effective Gross Income PSF:         $4.35            $4.30

Unit of Comparison                   PSF              PSF                PSF
                                 ============     ============       ===========
Expenses
     Real Estate Taxes              $1.24            $0.76              $0.77
     Insurance                      $0.06            $0.06              $0.10
     General Operating*             $1.18            $1.27              $0.37
     Allowance for Replacements     $0.00            $0.00              $0.00
     Management Fees                $0.06            $0.06              $0.15
                                 ------------     ------------       -----------
Total Expenses                      $2.54            $2.15              $1.39

     * Includes CAM, maintenance and repairs, administrative, and other.
--------------------------------------------------------------------------------
Source: Actual operating statements and NAIOP 1996
Compiled By: CB Commercial
================================================================================

MARKET CAPITAL EXPENDITURES

The rent comparables surveyed reported the following capital expenditures for new and renewal leases:


--------------------------------------------------------------------------------

================================================================================
                                               COMPETITIVE MARKET TREND ANALYSIS
--------------------------------------------------------------------------------

================================================================================
                                CAPITAL EXPENSES
================================================================================
Capital Expense Category                                  Range Reported
--------------------------------------------------------------------------------
Renewal Probability                                     50%     to     75%
Tenant Improvements (New Leases)                     $0.00 PSF  to  $2.50 PSF
Tenant Improvements (Renewal Leases)                 $0.00 PSF  to  $1.00 PSF
Weighted Average Tenant Improvements                 $0.00 PSF  to  $1.38 PSF
Leasing Commissions (New Leases)                       4.0%     to    6.0%
Leasing Commissions (Renewal Leases)                   2.0%     to    3.0%
Weighted Average Leasing Commissions                   3.0%     to    3.8%
--------------------------------------------------------------------------------
Compiled By: CB Commercial
================================================================================

COMPARABLE SALES DATA AND TRENDS

The following table provides a summary of the comparable sales. A more detailed description of each transaction is included in the Addenda.

===============================================================================================
                     IMPROVED SALE SUMMARY - PRENTISS PROPERTIES PORTFOLIO
-----------------------------------------------------------------------------------------------
Sale No.    Location         Date of Sale   Size (GBA)   Price PSF     OCC     NOI PSF     OAR
-----------------------------------------------------------------------------------------------
   1   400 North Wolf           Sep-96      1,927,000     $10.45       77%      $1.53    14.66%
       Road, Northlake, IL
   2   4545-4549 West           Aug-96        477,836     $13.79       79%      $1.75    12.69%
       Cermak, Chicago, IL
   3   7200 South               Dec-95        310,752     $17.38      100%      $2.02    11.65%
       Leamington, Bedford
       Park, IL
   4   11601-11701 South        Oct-95        559,000     $20.68       95%      $2.00     9.67%
       Central Avenue,
       Worth, IL
   5   8999 West Palmer         Mar-95        503,282     $13.11      100%      $1.50    11.44%
       Drive, River Grove, IL
-----------------------------------------------------------------------------------------------
  Compiled by:  CB Commercial
===============================================================================================


--------------------------------------------------------------------------------

================================================================================
                                                       MARKETABILITY CONCLUSIONS
--------------------------------------------------------------------------------

                            MARKETABILITY CONCLUSIONS

================================================================================
                          PRENTISS PROPERTIES PORTFOLIO
                             MARKET RENT CONCLUSIONS
================================================================================
   Category                                                  Amount
--------------------------------------------------------------------------------
   Current Occupancy:                                93.0%
   Stabilized Occupancy:                             92.0%
   Estimated Absorption:                             Market is stabilized.
   Expenses (Range of Comparable Data):              $1.39 - $2.54 PSF
   Market Expenses:                                  $2.50/SF
   Market Rental Rate:                               $3.00 - $3.75 PSF
   Type of Lease:                                    Triple Net
   Tenant Impr. Range (New Leases):                  $0.00 - $2.50 PSF
   Tenant Improvements (New Leases):                 $0.25/SF
   Tenant Impr. Range (Renewal Leases):              $0.00 - $1.00 PSF
   Tenant Improvements (Renewal Leases):             $0.00/SF
   Leasing Commis. Range (New Leases):               4.0% - 6.0%
   Leasing Commissions (New Leases):                 4.0%
   Leasing Commis. Range (Renewal Leases):           2.0% - 3.0%
   Leasing Commissions (Renewal Leases):             2.0%
   Average Lease Term                                5 Years
--------------------------------------------------------------------------------
   Compiled By: CB Commercial
================================================================================


--------------------------------------------------------------------------------

================================================================================
                                                                         ADDENDA
--------------------------------------------------------------------------------


                                     ADDENDA


--------------------------------------------------------------------------------

================================================================================
                                          ADDENDUM A   IMPROVED COMPARABLE SALES
--------------------------------------------------------------------------------


                                   Addendum A

                            IMPROVED COMPARABLE SALES


--------------------------------------------------------------------------------

================================================================================
                     SUMMARY OF COMPARABLE INDUSTRIAL SALES
================================================================================

Sale                                         Sale      Year     Building                         Site Size  Percent        Sales
 No.  Name / Location                        Date      Built    Size (SF)          Type            (Acre)    Office        Price
====================================================================================================================================
 1    Northlake Business Campus              09/96     1956     1,927,000       Distribution       129.13     22.8      $20,139,360
      400 North Wolf Road
      Northlake, IL

 2    4545 West Cermak                       08/96     1925       477,836       Distribution        18.47      8.7       $6,588,000
      4545-4549 West Cermak
      Chicago, IL

 3    7200 South Leamington                  12/95     1953       310,752       Distribution        12.00      4.0       $5,400,000
      7200 South Leamington
      Bedford Park, IL

 4    11601-11701 South Central Avenue       10/95     1980       559,000       Distribution        28.48      3.2      $11,560,000
      11601-11701 South Central Avenue
      Worth, IL

 5    8999 West Palmer                       03/95     1954       503,282       Distribution        18.22      3.5       $6,600,000
      8999 West Palmer Drive
      River Grove, IL
------------------------------------------------------------------------------------------------------------------------------------
Compiled by: CB Commercial
------------------------------------------------------------------------------------------------------------------------------------


                                              Sales Price
Sale                                           Per SF of
 No.  Name / Location                          Bldg Area       OAR
====================================================================
 1    Northlake Business Campus                  $10.45       14.66%
      400 North Wolf Road
      Northlake, IL

 2    4545 West Cermak                           $13.79       12.69%
      4545-4549 West Cermak
      Chicago, IL

 3    7200 South Leamington                      $17.38       11.65%
      7200 South Leamington
      Bedford Park, IL

 4    11601-11701 South Central Avenue           $20.68        9.67%
      11601-11701 South Central Avenue
      Worth, IL

 5    8999 West Palmer                           $13.11       11.44%
      8999 West Palmer Drive
      River Grove, IL
--------------------------------------------------------------------
Compiled by: CB Commercial
--------------------------------------------------------------------

                                                   INDUSTRIAL BUILDING SALE    1
================================================================================
Location Data
      Property Name:                   Northlake Business Campus
      Location:                        400 North Wolf Road

      City:                            Northlake
      County:                          Cook
      State/Zip:                       Illinois
      Assessor's Parcel No(s):         12-31-200-014,015
      Atlas Reference:                 CHICAGO J-4

Physical Data
      Type:                            Distribution
      Land Area:                       129.130 Acres
      Gross Building Area:             1,927,000 SF
      Number of Buildings:             N/A
      Percent Office Area:             22.8
      Percent Air Conditioned:         22.8
      Clear Ceiling Height:            18 feet
      Year Built:                      1956
      Land/Building Ratio:             2.92:1
      Sprinklered:                     Yes
      Rail Access:                     Yes
      Condition:                       Average
      Exterior Walls:                  Brick Veneer
      Column Spacing:                  N/A
      Loading:                         Grade and dock high
      Parking:                         Adequate, 5,974 spaces

Sale Data
      Transaction Type:                Sale
      Date of Transaction:             09/96
      Marketing Time:                  72 months
      Grantor:                         A.G. Communications System Corporation
      Grantee:                         Centerpoint Properties Corporation
      Document No.:                    96723220
      Sale Price:                      $20,139,360
      Financing:                       Cash to Seller
      Cash Equivalent Price:           $20,139,360
      Required Capital Cost:           $0
      Adjusted Sales Price:            $20,139,360
      Verification:                    Mark Goode, Stein & Company

Financial Data
      Assumptions & Forecast:          Appraiser
      Occupancy at Sale:               77.2%
      Existing or Pro Forma Income:    Pro Forma
                                       TOTAL           P.S.F.
                                       -----           ------
      Potential Gross Income:          $8,626,403      $4.48
      Vacancy and Credit Loss:         $431,320        $0.22
      Effective Gross Income:          $8,195,083      $4.25
      Expenses:                        $5,242,535      $2.72
      Net Operating Income:            $2,952,548      $1.53


--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                   INDUSTRIAL BUILDING SALE    1
================================================================================
Analysis
      Buyers Underwriting Criteria:
      Overall Capitalization Rate (OAR):        14.66 %
      Projected IRR:                            N/A %
      Effective Gross Multiplier (EGIM):        2.46
      Operating Expense Ratio (OER):            63.97 %
      Price Per Square Foot:                    $10.45

Comments
      The buyer intends to demolish the 2-story office building and build an additional 40-dock distribution facility. The buyer intends to convert the existing climate controlled from a steam system, and will develop an additional 700,000 square feet of industrial space. Approximately 32 acres of land has been donated to the City of Northlake for use as a recreation facility.


--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                   INDUSTRIAL BUILDING SALE    2
================================================================================
Location Data
      Property Name:                   4545 West Cermak
      Location:                        4545-4549 West Cermak
      City:                            Chicago
      County:                          Cook
      State/Zip:                       Illinois
      Assessor's Parcel No(s):         N/A
      Atlas Reference:                 CHICAGO K-6

Physical Data
      Type:                            Distribution
      Land Area:                       18.470 Acres
      Gross Building Area:             477,836 SF
      Number of Buildings:             1
      Percent Office Area:             8.7
      Percent Air Conditioned:         8.7
      Clear Ceiling Height:            27 feet
      Year Built:                      1925
      Land/Building Ratio:             1.68:1
      Sprinklered:                     No
      Rail Access:                     No
      Condition:                       Average
      Exterior Walls:                  Brick Veneer
      Column Spacing:                  N/A
      Loading:                         Grade and dock high
      Parking:                         Open and surface level

Sale Data
      Transaction Type:                Sale
      Date of Transaction:             08/96
      Marketing Time:                  N/A
      Grantor:                         Cable Plant Joint Venture
      Grantee:                         Hawthorne Street Properties, LLC et al
      Document No.:                    N/A
      Sale Price:                      $6,588,000
      Financing:                       Cash to Seller
      Cash Equivalent Price:           $6,588,000
      Required Capital Cost:           $0
      Adjusted Sales Price:            $6,588,000
      Verification:                    CB Commercial, Chicago

Financial Data
      Assumptions & Forecast:          Appraiser
      Occupancy at Sale:               79.0%
      Existing or Pro Forma Income:    Pro Forma
                                       TOTAL           P.S.F.
                                       -----           ------
      Potential Gross Income:          $1,138,709      $2.38
      Vacancy and Credit Loss:         $56,935         $0.12
      Effective Gross Income:          $1,081,774      $2.26
      Expenses:                        $245,560        $0.51
      Net Operating Income:            $836,214        $1.75


--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                   INDUSTRIAL BUILDING SALE    2
================================================================================
Analysis
      Buyers Underwriting Criteria:
      Overall Capitalization Rate (OAR):        12.69 %
      Projected IRR:                            N/A %
      Effective Gross Multiplier (EGIM):        6.09
      Operating Expense Ratio (OER):            22.70 %
      Price Per Square Foot:                    $13.79

Comments
      This property was being marketed with an adjacent building, but sold separately. This is also one of the comparable rentals.


--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                   INDUSTRIAL BUILDING SALE    3
================================================================================
Location Data
      Property Name:                        7200 South Leamington
      Location:                             7200 South Leamington
      City:                                 Bedford Park
      County:                               Cook
      State/Zip:                            Illinois
      Assessor's Parcel No(s):              N/A
      Atlas Reference:                      CHICAGO L-5

Physical Data
      Type:                                 Distribution
      Land Area:                            12.000 Acres
      Gross Building Area:                  310,752 SF
      Number of Buildings:                  N/A
      Percent Office Area:                  4.0
      Percent Air Conditioned:              4.0
      Clear Ceiling Height:                 16 feet
      Year Built:                           1953
      Land/Building Ratio:                  1.68:1
      Sprinklered:                          No
      Rail Access:                          Yes
      Condition:                            Average
      Exterior Walls:                       Brick Veneer
      Column Spacing:                       64 X 24
      Loading:                              Grade level
      Parking:                              open and adequate

Sale Data
      Transaction Type:                     Sale
      Date of Transaction:                  12/95
      Marketing Time:                       N/A
      Grantor:                              J.R. Realty LLC/MG Investments, Inc.
      Grantee:                              First Industrial Realty Trust, Inc.
      Document No.:                         N/A
      Sale Price:                           $5,400,000
      Financing:                            Cash to Seller
      Cash Equivalent Price:                $5,400,000
      Required Capital Cost:                $0
      Adjusted Sales Price:                 $5,400,000
      Verification:                         CB Commercial, Chicago

Financial Data
      Assumptions & Forecast:               Advisor
      Occupancy at Sale:                    100.0%
      Existing or Pro Forma Income:         Pro Forma
                                            TOTAL          P.S.F.
                                            -----          ------
      Potential Gross Income:               $699,192       $2.25
      Vacancy and Credit Loss:              $34,960        $0.11
      Effective Gross Income:               $664,232       $2.14
      Expenses:                             $34,959        $0.11
      Net Operating Income:                 $629,273       $2.03


--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                   INDUSTRIAL BUILDING SALE    3
================================================================================
Analysis
      Buyers Underwriting Criteria:
      Overall Capitalization Rate (OAR):              11.65 %
      Projected IRR:                                  N/A %
      Effective Gross Multiplier (EGIM):              8.13
      Operating Expense Ratio (OER):                  5.26 %
      Price Per Square Foot:                          $17.38

Comments
      This property is leased to a graphic arts finishing and bindery business. The property reportedly has 400 feet of interior rail service.


--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                   INDUSTRIAL BUILDING SALE    4
================================================================================
Location Data
      Property Name:                   11601-11701 South Central Avenue
      Location:                        11601-11701 South Central Avenue

      City:                            Worth
      County:                          Cook
      State/Zip:                       Illinois
      Assessor's Parcel No(s):         N/A
      Atlas Reference:                 CHICAGO M-5

Physical Data
      Type:                            Distribution
      Land Area:                       28.480 Acres
      Gross Building Area:             559,000 SF
      Number of Buildings:             2
      Percent Office Area:             3.2
      Percent Air Conditioned:         3.2
      Clear Ceiling Height:            26 feet
      Year Built:                      1980
      Land/Building Ratio:             2.22:1
      Sprinklered:                     Yes
      Rail Access:                     No
      Condition:                       Average
      Exterior Walls:                  Masonry
      Column Spacing:                  N/A
      Loading:                         Dock high
      Parking:                         Surface level/adequate

Sale Data
      Transaction Type:                Sale
      Date of Transaction:             10/95
      Marketing Time:                  N/A
      Grantor:                         LaSalle National Bank, Trust No. 47357
      Grantee:                         Centerpoint Properties Corporation (REIT)
      Document No.:                    N/A
      Sale Price:                      $11,560,000
      Financing:                       Cash to Seller
      Cash Equivalent Price:           $11,560,000
      Required Capital Cost:           $0
      Adjusted Sales Price:            $11,560,000
      Verification:                    CB Commercial Chicago

Financial Data
      Assumptions & Forecast:          Appraiser
      Occupancy at Sale:               95.0%
      Existing or Pro Forma Income:    Pro Forma
                                       TOTAL               P.S.F.
                                       -----               ------
      Potential Gross Income:          $1,384,348          $2.48
      Vacancy and Credit Loss:         $69,217             $0.12
      Effective Gross Income:          $1,315,131          $2.35
      Expenses:                        $197,130            $0.35
      Net Operating Income:            $1,118,001          $2.00


--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                   INDUSTRIAL BUILDING SALE    4
================================================================================
Analysis
      Buyers Underwriting Criteria:
      Overall Capitalization Rate (OAR):          9.67 %
      Projected IRR:                              N/A %
      Effective Gross Multiplier (EGIM):          8.79
      Operating Expense Ratio (OER):              14.99 %
      Price Per Square Foot:                      $20.68

Comments
      Prior to the sale, these buildings reportedly underwent major clean-up and repair work.


--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                   INDUSTRIAL BUILDING SALE    5
================================================================================
Location Data
      Property Name:                  8999 West Palmer
      Location:                       8999 West Palmer Drive

      City:                           River Grove
      County:                         Cook
      State/Zip:                      Illinois
      Assessor's Parcel No(s):        N/A
      Atlas Reference:                CHICAGO J-5

Physical Data
      Type:                           Distribution
      Land Area:                      18.220 Acres
      Gross Building Area:            503,282 SF
      Number of Buildings:            1
      Percent Office Area:            3.5
      Percent Air Conditioned:        3.5
      Clear Ceiling Height:           20 feet
      Year Built:                     1954
      Land/Building Ratio:            1.58:1
      Sprinklered:                    Yes
      Rail Access:                    No
      Condition:                      Average
      Exterior Walls:                 Brick Veneer
      Column Spacing:                 N/A
      Loading:                        Dock high
      Parking:                        Surface level

Sale Data
      Transaction Type:               Sale
      Date of Transaction:            03/95
      Marketing Time:                 N/A
      Grantor:                        Palmer Chicago Investment Company
      Grantee:                        American National Bank, Trust No. 11999-01
      Document No.:                   N/A
      Sale Price:                     $6,600,000
      Financing:                      Cash to Seller
      Cash Equivalent Price:          $6,600,000
      Required Capital Cost:          $0
      Adjusted Sales Price:           $6,600,000
      Verification:                   CB Commercial Chicago

Financial Data
      Assumptions & Forecast:         Appraiser
      Occupancy at Sale:              100.0%
      Existing or Pro Forma Income:   Pro Forma
                                      TOTAL             P.S.F.
                                      -----             ------
      Potential Gross Income:         $882,766          $1.75
      Vacancy and Credit Loss:        $44,138           $0.09
      Effective Gross Income:         $838,628          $1.67
      Expenses:                       $83,704           $0.17
      Net Operating Income:           $754,924          $1.50


--------------------------------------------------------------------------------
                                  CB COMMERCIAL

                                                   INDUSTRIAL BUILDING SALE    5
================================================================================
Analysis
      Buyers Underwriting Criteria:
      Overall Capitalization Rate (OAR):          11.44 %
      Projected IRR:                              N/A %
      Effective Gross Multiplier (EGIM):          7.87
      Operating Expense Ratio (OER):              9.98 %
      Price Per Square Foot:                      $13.11

Comments
      This property was originally built as a cold storage facility, and converted to a distribution/warehouse for the US Postal Service. The current tenant is The Regent Group.

================================================================================
                                                       ADDENDUM B   DEMOGRAPHICS
--------------------------------------------------------------------------------


                                   Addendum B

                                  DEMOGRAPHICS


--------------------------------------------------------------------------------

                                Atlas MarketQuest
                                 Summary Report

CBC 7547.2501 Houston Galleria                                       Page 1 of 1
Area 1 = Wood Dale, IL                                                    8/7/97
Area 2 = Deerfield, IL
Area 3 = Chicago PMSA

---------------------------------------------------------------------------------------
Description                           USA Totals       Area 1       Area 2       Area 3
---------------------------------------------------------------------------------------
1990 Population                      248,709,873       12,425       17,327    7,410,858
1996 Population                      265,411,137       12,766       18,202    7,774,982
  % White                                   79.0         94.9         96.4         70.4
  % Black                                   12.2          0.3          0.7         18.8
  % American Indian                          0.9          0.2          0.0          0.2
  % Asian                                    3.6          2.7          2.7          4.0
  % Other                                    4.3          2.0          0.1          6.6
  % Hispanic                                10.3         11.6          1.2         13.0

1996 Population by Age:
  % 0 - 5                                    8.6          7.5          9.0          8.9
  % 6 - 13                                  11.3          9.9         12.2         11.6
  % 14 - 17                                  5.4          4.3          5.3          5.2
  % 18 - 20                                  4.7          3.8          4.3          4.5
  % 21 - 24                                  5.8          5.0          5.0          5.5
  % 25 - 34                                 14.5         15.5          9.4         15.2
  % 35 - 44                                 15.7         15.8         15.9         16.3
  % 45 - 54                                 12.3         13.5         16.9         12.3
  % 55 - 64                                  8.5         11.5         10.4          8.4
  % 65 - 74                                  7.3          8.3          7.4          6.8
  % 75 - 84                                  4.5          3.9          3.0          4.0
  % 85 +                                     1.4          0.9          1.2          1.3
  Median Age Total Population               34.9         37.4         38.3         34.4

1990 Households                       91,947,410        4,549        5,892    2,671,540
1996 Households                       98,045,317        4,583        6,186    2,789,197
1996 Average Household Size                 2.64         2.79         2.92         2.74
1996 Household Income:
  % $ 0 - $9,999                            12.3          4.0          2.8         10.0
  % $ 10,000 - $ 14,999                      7.8          4.0          1.8          5.5
  % $ 15,000 - $ 24,999                     14.7          9.8          3.4         11.5
  % $ 25,000 - $ 34,999                     14.1         10.1          4.4         12.2
  % $ 35,000 - $ 49,999                     18.2         22.5         11.1         18.3
  % $ 50,000 - $ 74,999                     17.7         25.3         17.7         21.0
  % $ 75,000 - $ 99,999                      7.6         12.3         15.9         10.2
  % $ 100,000 - $149,999                     5.3          8.2         22.2          7.5
  % $ 150,000 +                              2.4          3.7         20.7          3.8
1996 Median Household Income ($)          35,822       49,676       88,847       43,673
1996 Median Family Income ($)             42,040       55,828       98,208       52,047
1990 Median Home Value ($)                79,098      123,377      236,766      110,927
1990 Median Contract Rent ($)                374          557          658          427

1990 % White Collar Workers                 58.1         64.2         86.5         63.4
1990 % Blue Collar Workers                  26.2         26.0          8.4         24.3
1990 % HS Graduate/Some College             54.9         60.3         34.8         52.3
1990 % Bachelor/Graduate Degree             20.3         18.9         59.6         24.5

Area defined by Place
Area defined by Place
Area defined by MSA
Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 1 of 9
Area 1 = Wood Dale, IL                                                    8/7/97
Area 2 = Deerfield, IL
Area 3 = Chicago PMSA

--------------------------------------------------------------------------------
Description                                     Area 1       Area 2       Area 3
--------------------------------------------------------------------------------
1996 Socio-Economic Measure:                        72           97           59
1996 Employment:                                12,636       15,563    3,599,122

Population:
  2001 Projection                               12,760       18,434    7,984,063
  1996 Estimate                                 12,766       18,202    7,774,982
  1990 Census                                   12,425       17,327    7,410,858
  1990 - 1996 % Change (Growth)                   2.7%         5.0%         4.9%

  1990 Group Quarters Population                     0          150      142,229

1996 % Population by Race:
  White                                          94.9%        96.4%        70.4%
  Black                                           0.3%         0.7%        18.8%
  American Indian, Eskimo & Aleut                 0.2%         0.0%         0.2%
  Asian or Pacific Islander                       2.7%         2.7%         4.0%
  Other                                           2.0%         0.1%         6.6%

  Hispanic                                       11.6%         1.2%        13.0%

1990 % Population by Race:
  White                                          94.9%        97.0%        71.0%
  Black                                           0.2%         0.5%        19.3%
  American Indian, Eskimo & Aleut                 0.1%         0.1%         0.2%
  Asian or Pacific Islander                       3.1%         2.2%         3.4%
  Other                                           1.7%         0.2%         6.1%

  Hispanic                                        7.0%         1.4%        11.4%

1996 % Population by Sex:
  Male                                           48.7%        48.7%        48.7%
  Female                                         51.3%        51.3%        51.3%

1990 % Population by Sex:
  Male                                           48.5%        48.6%        48.6%
  Female                                         51.5%        51.4%        51.4%

2001 Pop per Square Mile (Pop Density)         2,996.2      3,371.8      1,576.3
1996 Pop per Square Mile (Pop Density)         2,997.6      3,329.3      1,535.0
1990 Pop per Square Mile (Pop Density)         2,917.6      3,169.3      1,463.2

Area (Square Miles)                                4.3          5.5      5,065.0
Area (Square Kilometers)                          11.0         14.2     13,118.3

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 2 of 9
Area 1 = Wood Dale, IL                                                    8/7/97
Area 2 = Deerfield, IL
Area 3 = Chicago PMSA

--------------------------------------------------------------------------------
Description                                     Area 1       Area 2       Area 3
--------------------------------------------------------------------------------
Households:
  2001 Projection                                4,557        6,264    2,854,099
  1996 Estimate                                  4,583        6,186    2,789,197
  1990 Census                                    4,549        5,892    2,671,540
  1990 - 1996 % Change (Growth)                   0.7%         5.0%         4.4%

2001 Average Household Size                       2.80         2.92         2.75
1996 Average Household Size                       2.79         2.92         2.74
1990 Average Household Size                       2.73         2.92         2.72

2001 Per Capita Income                         $24,468       46,456       24,363
1996 Per Capita Income                         $21,490       38,884       20,584
1990 Per Capita Income                         $18,525       31,158       16,824

2001 Median Family Income                      $63,002      117,758       61,331
1996 Median Family Income                      $55,828       98,208       52,047
1990 Median Family Income                      $48,379       80,120       43,263

2001 Median Household Income                   $56,060      106,533       51,463
1996 Median Household Income                   $49,676       88,847       43,673
1990 Median Household Income                   $43,048       72,483       36,302

2001 Average Household Income                  $68,514      135,602       66,939
1996 Average Household Income                  $59,860      113,473       56,329
1990 Average Household Income                  $50,310       90,821       45,848

1996 % Household Income:
  $ 0 - $ 9,999                                   4.0%         2.8%        10.0%
  $ 10,000 - $ 14,999                             4.0%         1.8%         5.5%
  $ 15,000 - $ 24,999                             9.8%         3.4%        11.5%
  $ 25,000 - $ 34,999                            10.1%         4.4%        12.2%
  $ 35,000 - $ 49,999                            22.5%        11.1%        18.3%
  $ 50,000 - $ 74,999                            25.3%        17.7%        21.0%
  $ 75,000 - $ 99,999                            12.3%        15.9%        10.2%
  $ 100,000 - $ 149,999                           8.2%        22.2%         7.5%
  $ 150,000 +                                     3.7%        20.7%         3.8%

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 3 of 9
Area 1 = Wood Dale, IL                                                    8/7/97
Area 2 = Deerfield, IL
Area 3 = Chicago PMSA

--------------------------------------------------------------------------------
Description                                     Area 1       Area 2       Area 3
--------------------------------------------------------------------------------
1990 % Household Income:
  $ 0 - $ 9,999                                   5.0%         3.6%        12.4%
  $ 10,000 - $ 14,999                             4.7%         2.1%         6.4%
  $ 15,000 - $ 24,999                            12.4%         3.9%        14.4%
  $ 25,000 - $ 34,999                            13.1%         7.8%        14.8%
  $ 35,000 - $ 49,999                            25.9%        13.7%        19.4%
  $ 50,000 - $ 74,999                            22.9%        21.0%        19.0%
  $ 75,000 - $ 99,999                             8.7%        16.6%         7.1%
  $ 100,000 - $ 149,999                           5.0%        17.4%         4.1%
  $ 150,000 +                                     2.3%        13.8%         2.4%

1996 % Population by Age:
  0 - 5                                           7.5%         9.0%         8.9%
  6 - 13                                          9.9%        12.2%        11.6%
  14 - 17                                         4.3%         5.3%         5.2%
  18 - 20                                         3.8%         4.3%         4.5%
  21 - 24                                         5.0%         5.0%         5.5%
  25 - 34                                        15.5%         9.4%        15.2%
  35 - 44                                        15.8%        15.9%        16.3%
  45 - 54                                        13.5%        16.9%        12.3%
  55 - 64                                        11.5%        10.4%         8.4%
  65 - 74                                         8.3%         7.4%         6.8%
  75 - 84                                         3.9%         3.0%         4.0%
  85 +                                            0.9%         1.2%         1.3%
  Median Age Total Population                     37.4         38.3         34.4
  Median Age Adult Population                     44.4         46.2         42.2

1990 % Population by Age:
  0 - 5                                           7.7%        10.5%         9.2%
  6 - 13                                          9.6%        11.4%        11.4%
  14 - 17                                         4.6%         5.9%         5.3%
  18 - 20                                         4.2%         2.9%         4.5%
  21 - 24                                         6.1%         3.5%         6.1%
  25 - 34                                        18.1%        13.9%        18.4%
  35 - 44                                        14.6%        19.1%        15.2%
  45 - 54                                        13.4%        13.9%        10.3%
  55 - 64                                        10.5%         9.9%         8.2%
  65 - 74                                         7.5%         5.6%         6.7%
  75 - 84                                         3.0%         2.2%         3.6%
  85 +                                            0.7%         1.1%         1.1%
  Median Age Total Population                     34.8         35.9         32.3
  Median Age Adult Population                     42.2         43.2         39.9

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 4 of 9
Area 1 = Wood Dale, IL                                                    8/7/97
Area 2 = Deerfield, IL
Area 3 = Chicago PMSA

--------------------------------------------------------------------------------
Description                                     Area 1       Area 2       Area 3
--------------------------------------------------------------------------------
1996 % Female Population by Age:
  0 - 5                                           7.1%         8.6%         8.5%
  6 - 13                                          9.3%        11.8%        11.0%
  14 - 17                                         4.2%         5.0%         4.9%
  18 - 20                                         3.7%         4.0%         4.2%
  21 - 24                                         4.9%         4.7%         5.2%
  25 - 34                                        15.3%         9.0%        14.8%
  35 - 44                                        15.6%        16.4%        16.2%
  45 - 54                                        13.8%        17.2%        12.4%
  55 - 64                                        11.7%        10.5%         8.5%
  65 - 74                                         8.5%         7.4%         7.4%
  75 - 84                                         4.6%         3.5%         5.0%
  85 +                                            1.2%         1.9%         1.8%
  Female Median Age Total Population              38.4         39.5         35.8
  Female Median Age Adult Population              45.1         46.8         43.3

1990 % Female Population by Age:
  0 - 5                                           7.2%        10.2%         8.8%
  6 - 13                                          9.1%        10.7%        10.8%
  14 - 17                                         4.7%         5.6%         5.0%
  18 - 20                                         4.1%         2.7%         4.1%
  21 - 24                                         6.2%         3.3%         5.9%
  25 - 34                                        17.7%        14.3%        18.0%
  35 - 44                                        14.3%        19.2%        15.1%
  45 - 54                                        14.1%        14.1%        10.3%
  55 - 64                                        10.4%         9.6%         8.4%
  65 - 74                                         8.0%         5.6%         7.4%
  75 - 84                                         3.5%         2.9%         4.5%
  85 +                                            0.7%         1.8%         1.5%
  Female Median Age Total Population              35.7         36.7         33.5
  Female Median Age Adult Population              43.0         43.6         41.1

1990 % Hispanic Population by Type:
  Not of Hispanic Origin                         93.0%        98.6%        88.6%
  Mexican                                         5.2%         0.7%         7.8%
  Puerto Rican                                    0.5%         0.1%         1.9%
  Cuban                                           0.3%         0.1%         0.2%
  Other Hispanic                                  1.1%         0.6%         1.4%

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 5 of 9
Area 1 = Wood Dale, IL                                                    8/7/97
Area 2 = Deerfield, IL
Area 3 = Chicago PMSA

--------------------------------------------------------------------------------
Description                                     Area 1       Area 2       Area 3
--------------------------------------------------------------------------------
1990 % Population Enrolled in School (Age 3 & Over):

  Preprimary School                               9.5%        14.2%         7.9%
  Elementary and High School                     60.2%        65.4%        64.2%
  College                                        30.3%        20.4%        27.9%

  Total School Enrollment                        2,860        4,415    1,962,005

1990 % Educational Attainment (Age 25 & Over):
  Less than Grade 9                               7.8%         2.9%         9.8%
  Grade 9-12 (No Diploma)                        12.9%         2.6%        13.5%
  High School Graduate or Equivalency            33.4%        11.3%        26.6%
  Some College (No Degree)                       20.9%        19.3%        20.0%
  Associate Degree                                6.0%         4.2%         5.6%
  Bachelor Degree                                12.9%        34.6%        15.7%
  Graduate or Professional Degree                 6.0%        25.1%         8.7%

1990 % Employment Status:

  Total Labor Force:
    Armed Forces                                  0.0%         0.0%         0.4%
    Civilian:
      Employed                                   72.0%        72.0%        63.4%
      Unemployed                                  2.5%         1.4%         4.6%
  Not In Labor Force                             25.5%        26.6%        31.6%

  Female Labor Force:
    Armed Forces                                  0.0%         0.1%         0.1%
    Civilian:
      Employed                                   63.3%        59.2%        55.7%
      Unemployed                                  2.1%         1.5%         3.8%
  Not In Labor Force                             34.6%        39.2%        40.4%

1990 % Working Mothers:
  Child < 6 Only                                 15.6%        15.9%        16.1%
  Child 6-17 Only                                40.4%        34.8%        37.7%
  Child < 6 & 6-17                               12.4%         9.0%        12.2%
  Nonworking Mothers                             31.6%        40.3%        34.0%

  Total Mothers                                  1,477        2,623      939,886
Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 6 of 9
Area 1 = Wood Dale, IL                                                    8/7/97
Area 2 = Deerfield, IL
Area 3 = Chicago PMSA

--------------------------------------------------------------------------------
Description                                     Area 1       Area 2       Area 3
--------------------------------------------------------------------------------
1990 % Industry Employment:
  Agriculture/Forestry/Fishing                    0.3%         0.6%         0.8%
  Mining                                          0.0%         0.0%         0.1%
  Construction                                    5.6%         4.6%         5.2%
  Manufacturing:
    Nondurable Goods                             11.0%         6.6%         8.0%
    Durable Goods                                12.6%         5.4%        11.4%
  Transportation                                  7.7%         2.7%         5.6%
  Communications & Public Utilities               2.8%         1.6%         2.6%
  Wholesale Trade                                 8.4%         6.6%         5.6%
  Retail Trade                                   17.4%        16.3%        16.0%
  Finance/Insurance/Real Estate                   9.3%        12.2%         9.0%
  Services:
    Business & Repair                             5.4%         5.7%         5.5%
    Personal                                      3.3%         2.0%         2.7%
    Entertainment & Recreation                    2.0%         2.5%         1.4%
    Health                                        5.1%         7.2%         7.9%
    Educational                                   3.4%         8.9%         7.2%
    Other Professional & Related                  4.5%        16.2%         7.5%
  Public Administration                           1.2%         1.1%         3.5%
  Total                                          7,224        9,352    3,611,434

1990 % Occupation:
  Executive & Managerial                         14.7%        23.9%        14.2%
  Professional Specialty                         10.9%        27.3%        14.5%
  Technical Support                               2.5%         2.2%         3.5%
  Sales                                          15.1%        19.7%        12.6%
  Administrative Support                         21.1%        13.3%        18.7%
  Service: Private Household                      0.3%         0.1%         0.3%
  Service: Protective                             0.7%         0.5%         1.9%
  Service: Other                                  8.6%         4.2%         9.4%
  Farming, Forestry & Fishing                     0.2%         0.3%         0.7%
  Precision Production, Craft & Repair           12.6%         5.2%        10.1%
  Machine Operator, Assemblers & Inspectors       6.7%         1.1%         6.6%
  Transportation & Material Moving                2.9%         1.2%         3.6%
  Laborers                                        3.8%         1.0%         4.0%

  White Collar Total                             64.2%        86.5%        63.4%
  Blue Collar Total                              26.0%         8.4%        24.3%

  Total Employed                                 7,224        9,352    3,611,434

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 7 of 9
Area 1 = Wood Dale, IL                                                    8/7/97
Area 2 = Deerfield, IL
Area 3 = Chicago PMSA

--------------------------------------------------------------------------------
Description                                     Area 1       Area 2       Area 3
--------------------------------------------------------------------------------
1990 % Marital Status:
  Total Male:                                    4,862        6,353    2,774,217
    Never Married                                27.2%        22.7%        35.1%
    Married                                      63.0%        72.4%        53.7%
    Separated                                     0.8%         0.4%         2.0%
    Widowed                                       2.3%         1.7%         2.6%
    Divorced                                      6.6%         2.8%         6.6%

  Total Female:                                  5,278        6,927    3,014,688
    Never Married                                22.1%        17.9%        27.9%
    Married                                      57.6%        66.5%        48.7%
    Separated                                     1.2%         0.9%         2.7%
    Widowed                                      10.6%         8.6%        11.7%
    Divorced                                      8.5%         6.1%         9.0%

1990 Households by Type:
  One Person Households                            844          770      683,728
  Two or more Person Households:
    Family Households:
      Married Couple                             2,940        4,519    1,392,423
      Male Householder                             137          101      104,487
      Female Householder                           407          383      355,218
    Nonfamily Households                           221          119      135,684

1990 Family Households With Children
  Married Couple Family                          1,287        2,379      702,396
  Male Householder                                  50           48       46,643
  Female Householder                               164          204      221,359

1990 Population by Household Type:
  Family Households                             11,098       16,147    6,273,868
  Nonfamily Households                           1,327        1,030      994,761

1990 Households With:
  Children Under 18                              1,506        2,635      978,014
  Persons Over 65                                1,022        1,025      605,461
  Householder Over 65                              855          917      530,293

1990 Average Family Size                          3.15         3.20         3.32

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 8 of 9
Area 1 = Wood Dale, IL                                                    8/7/97
Area 2 = Deerfield, IL
Area 3 = Chicago PMSA

--------------------------------------------------------------------------------
Description                                     Area 1       Area 2       Area 3
--------------------------------------------------------------------------------
1990 Median Home Value                        $123,377      236,766      110,927
1990 Average Home Value                       $132,715      255,647      135,409
1990 Median Contract Rent                         $557          658          427
1990 Average Contract Rent                        $559          670          447

1990 Persons In Unit:
  1 Person Units                                   844          770      683,728
  2 Person Units                                 1,596        1,857      772,247
  3 Person Units                                   829        1,215      451,001
  4+ Person Units                                2,052        3,225      764,564

1990 Housing Unit Counts:
  Total Units                                    4,697        6,052    2,851,754
    % Occupied                                   96.8%        97.4%        93.7%
    % Vacant                                      3.2%         2.6%         6.3%
    % Year Round                                  2.9%         2.5%         6.0%
    % Seasonal                                    0.2%         0.2%         0.3%
  Occupied Units                                 4,549        5,892    2,671,540
    % Owner Occupied                             83.1%        89.4%        61.0%
    % Renter Occupied                            16.9%        10.6%        39.0%
  Vacant Units                                     148          160      180,214
    % Year Round of Vacant Units                 92.6%        93.8%        95.6%
    % Seasonal of Vacant Units                    7.4%         6.3%         4.4%

1990 Total Housing Units in Structure            4,697        6,052    2,851,754
  1, Detached                                    58.6%        87.5%        47.4%
  1, Attached                                    12.8%         3.8%         4.7%
  2,                                              1.0%         1.0%         9.8%
  3 - 9                                           9.7%         3.2%        16.3%
  10 - 49                                        10.6%         2.6%        12.0%
  50+                                             4.7%         1.6%         8.1%
  Mobile Home or Trailer                          1.8%         0.0%         0.9%
  Other                                           0.7%         0.3%         0.9%

1990 Owner Occupied Housing Units
 by Year Built                                   3,778        5,266    1,628,992
  Built 1985 to March, 1990                      14.5%         6.8%         8.0%
  Built 1980 to 1984                              3.4%         3.3%         4.4%
  Built 1970 to 1979                             25.4%         9.2%        17.6%
  Built 1960 to 1969                             33.9%        31.1%        17.7%
  Built 1950 to 1959                             12.7%        37.5%        21.2%
  Built 1949 or Earlier                          10.2%        12.1%        31.0%

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

                                Atlas MarketQuest
                               Market Stats Report

CBC 7547.2501 Houston Galleria                                       Page 9 of 9
Area 1 = Wood Dale, IL                                                    8/7/97
Area 2 = Deerfield, IL
Area 3 = Chicago PMSA

--------------------------------------------------------------------------------
Description                                     Area 1       Area 2       Area 3
--------------------------------------------------------------------------------
1990 % Means of Transportation to Work:
  Car, Truck or Van:
    Drove Alone                                  83.1%        75.6%        66.4%
    Carpooled                                     8.1%         6.3%        11.9%
  Public Transportation                           5.0%        11.7%        14.5%
  Other Means                                     2.1%         2.8%         5.0%
  Worked at Home                                  1.7%         3.7%         2.2%

1990 % Travel Time to Work:
  0 - 14 Minutes                                 25.7%        28.6%        22.8%
  15 - 29 Minutes                                35.7%        30.0%        31.0%
  30 - 59 Minutes                                31.2%        26.2%        35.0%
  60 - 89 Minutes                                 6.1%        12.9%         8.8%
  90 + Minutes                                    1.2%         2.3%         2.4%

1990 Households by Number of Vehicles:
  1 Vehicle                                      1,134        1,187      949,876
  2 Vehicles                                     2,333        3,328      918,803
  3 Vehicles                                       530          982      254,178
  4 Vehicles                                       238          205       69,754
  5 or More Vehicles                                73           34       22,617

Area defined by Place
Area defined by Place
Area defined by MSA

Copyright 1996 Strategic Mapping, Inc. All rights reserved.

================================================================================
                         ADDENDUM C   CB COMMERCIAL INDUSTRIAL MARKET STATISTICS
--------------------------------------------------------------------------------


                                   Addendum C

                   CB COMMERCIAL INDUSTRIAL MARKET STATISTICS


--------------------------------------------------------------------------------

                       CHICAGO INDUSTRIAL MARKET OVERVIEW
                               2ND QUARTER - 1997

================================================================================================================================
    Total                 Category                McHenry          Lake       NE Cook       NW Cook        N Kane      N DuPage
                                                County(1)     County(2)     County(3)     County(4)     County(5)     County(6)
================================================================================================================================
                            BASE
--------------------------------------------------------------------------------------------------------------------------------
 898,297,666             BASE SQ FT            12,778,373    59,905,978    60,414,781    28,365,175    14,551,924    20,434,293
     100.00%              % of Base                 1.42%         6.67%         6.73%         3.16%         1.62%         2.27%
--------------------------------------------------------------------------------------------------------------------------------
                          AVAILABLE
--------------------------------------------------------------------------------------------------------------------------------
  67,015,171           AVAILABLE SQ FT            855,956     4,937,235     3,491,651     2,041,362       726,262     1,390,098
       7.46%           % of Available               6.70%         8.24%         5.78%         7.20%         4.99%         6.80%
--------------------------------------------------------------------------------------------------------------------------------
                         ABSORPTION
--------------------------------------------------------------------------------------------------------------------------------
   7,462,588                SOLD                        0       833,119       321,637       262,910        25,000       721,719
  13,074,174                LEASE                  15,000     1,176,941       508,087       507,654             0     1,112,937
  20,536,762          ABSORPTION - YTD             15,000     2,010,060       829,724       770,564        25,000     1,834,656
     100.00%        % of Total Absorption           0.07%         9.79%         4.04%         3.75%         0.12%         8.93%
         100          * ACTIVITY INDEX               0.05          1.47          0.60          1.19          0.08          3.93
--------------------------------------------------------------------------------------------------------------------------------
                        CONSTRUCTION
--------------------------------------------------------------------------------------------------------------------------------
   3,464,030           TOTAL BTS - YTD             15,000       279,000        17,037        45,000             0       335,540
   4,279,927          TOTAL SPEC - YTD            294,000       191,503             0             0        96,000       855,919
   7,743,957      TOTAL CONSTRUCTION - YTD        309,000       470,503        17,037        45,000        96,000     1,191,459
--------------------------------------------------------------------------------------------------------------------------------
                     SALE & LEASE RATES
                        Asking Lease
--------------------------------------------------------------------------------------------------------------------------------
       $5.14          10,000-50,000 sf              $6.40         $5.93         $5.26         $6.83         $5.50         $5.52
       $3.80          50,000-99,999 sf              $0.00         $4.90         $3.38         $4.35         $4.47         $5.20
       $3.80         100,000 and Greater            $3.61         $5.00         $3.88         $4.60         $3.95         $4.74
--------------------------------------------------------------------------------------------------------------------------------
                         Asking Sale
--------------------------------------------------------------------------------------------------------------------------------
      $40.77          10,000-50,000 sf              $0.00        $50.85        $38.26        $57.91         $0.00        $35.75
      $30.93          50,000-99,999 sf              $0.00         $0.00        $30.32        $38.05        $40.36         $0.00
      $20.77         100,000 and Greater           $20.16         $0.00         $0.00         $0.00         $0.00         $0.00
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
       $3.85     Avg. Asking Net Lease Rate         $3.57         $3.92         $3.72         $4.08         $4.17         $4.18
      $28.95       Avg. Asking Sale Price          $23.83        $31.64        $35.26        $45.44        $40.36        $29.15
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------


====================================================================================
    Total                 Category             O'Hare(7) City North(8)     Near West
                                                                          Suburbs(9)
====================================================================================
                            BASE
------------------------------------------------------------------------------------
 898,297,666             BASE SQ FT           10,292,735    98,084,451    95,902,779
     100.00%              % of Base               12.28%        10.92%        10.68%
------------------------------------------------------------------------------------
                          AVAILABLE
------------------------------------------------------------------------------------
  67,015,171           AVAILABLE SQ FT         7,401,098     8,945,707     6,944,525
       7.46%           % of Available              6.71%         9.12%         7.24%
------------------------------------------------------------------------------------
                         ABSORPTION
------------------------------------------------------------------------------------
   7,462,588                SOLD                 789,657       553,965       415,190
  13,074,174                LEASE              2,396,412       485,719     1,161,211
  20,536,762          ABSORPTION - YTD         3,186,069     1,039,684     1,576,401
     100.00%        % of Total Absorption         15.51%         5.06%         7.68%
         100          * ACTIVITY INDEX              1.26          0.46          0.72
------------------------------------------------------------------------------------
                        CONSTRUCTION
------------------------------------------------------------------------------------
   3,464,030           TOTAL BTS - YTD            63,400             0             0
   4,279,927          TOTAL SPEC - YTD           656,860        66,580       300,000
   7,743,957      TOTAL CONSTRUCTION - YTD       720,260        66,580       300,000
------------------------------------------------------------------------------------
                     SALE & LEASE RATES
                        Asking Lease
------------------------------------------------------------------------------------
       $5.14          10,000-50,000 sf             $5.39         $4.78         $4.44
       $3.80          50,000-99,999 sf             $4.88         $4.12         $3.05
       $3.80         100,000 and Greater           $4.93         $2.58         $3.50
------------------------------------------------------------------------------------
                         Asking Sale
------------------------------------------------------------------------------------
      $40.77          10,000-50,000 sf            $60.99        $33.15        $37.42
      $30.93          50,000-99,999 sf            $38.67        $27.92        $26.90
      $20.77         100,000 and Greater           $0.00        $11.16        $21.22
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
       $3.85     Avg. Asking Net Lease Rate        $4.43         $3.80         $3.88
      $28.95       Avg. Asking Sale Price         $44.18        $23.10        $29.84
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------

                * The Activity Index for each zone is calculated
          by dividing the % zone absorption YTD by the % of zone base
                ** The Growth Index for each zone is calculated
        by dividing the % zone net absorption YTD by the % of zone base

                      NOTE: BASED ON PROPERTIES OF 10,000 OR GREATER SQUARE FEET
================================================================================

                                                                 Revised 6/24/97

                       CHICAGO INDUSTRIAL MARKET OVERVIEW
                               2ND QUARTER - 1997

============================================================================================================================
         Category                        West    Central Kane       Far West      Southwest         Far SW
                                  Suburbs(10)     DuPage(11)     Suburbs(12)    Suburbs(13)    Suburbs(14)    City South(15)
============================================================================================================================
           BASE
----------------------------------------------------------------------------------------------------------------------------
        BASE SQ FT                 37,630,523      29,841,795     36,793,338     49,325,146     26,312,096       122,595,732
         % of Base                      4.19%           3.32%          4.10%          5.49%          2.93%            13.65%
----------------------------------------------------------------------------------------------------------------------------
         AVAILABLE
----------------------------------------------------------------------------------------------------------------------------
      AVAILABLE SQ FT               2,195,004       1,848,780      3,345,257      4,787,023      1,866,961         9,312,449
      % of Available                    5.83%           6.20%          9.09%          9.71%          7.10%             7.60%
----------------------------------------------------------------------------------------------------------------------------
        ABSORPTION
----------------------------------------------------------------------------------------------------------------------------
           SOLD                       477,959               0        674,672        253,309              0         1,367,814
           LEASE                    1,183,704         254,780      1,853,585        493,303        531,362           812,750
     ABSORPTION - YTD               1,661,663         254,780      2,528,257        746,612        531,362         2,180,564
   % of Total Absorption                8.09%           1.24%         12.31%          3.64%          2.59%            10.62%
     * ACTIVITY INDEX                    1.93            0.37           3.01           0.66           0.88              0.78
----------------------------------------------------------------------------------------------------------------------------
       CONSTRUCTION
----------------------------------------------------------------------------------------------------------------------------
      TOTAL BTS - YTD                 451,250          24,400      1,830,903        290,000              0           112,500
     TOTAL SPEC - YTD                 156,470         354,441        513,232              0        794,922                 0
 TOTAL CONSTRUCTION - YTD             607,720         378,841      2,344,135        290,000        794,922           112,500
----------------------------------------------------------------------------------------------------------------------------
    SALE & LEASE RATES
       Asking Lease
----------------------------------------------------------------------------------------------------------------------------
     10,000-50,000 sf                   $6.57           $4.55          $5.60          $5.15          $5.27             $3.51
     50,000-99,999 sf                   $4.53           $3.60          $4.09          $3.38          $4.99             $2.84
    100,000 and Greater                 $4.28           $3.45          $4.08          $2.96          $4.19             $2.38
----------------------------------------------------------------------------------------------------------------------------
        Asking Sale
----------------------------------------------------------------------------------------------------------------------------
     10,000-50,000 sf                  $69.04          $48.25         $45.72         $13.64         $56.92            $21.03
     50,000-99,999 sf                  $41.32          $24.75          $4.72         $30.01         $75.00            $16.33
    100,000 and Greater                $38.77           $0.00          $0.00         $14.86          $0.00            $10.11
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
Avg. Asking Net Lease Rate              $4.40           $3.81          $4.07          $3.41          $4.15             $3.26
  Avg. Asking Sale Price               $39.67          $29.59         $29.18         $18.22         $20.00            $15.67
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------


==============================================================================
         Category                       South                        Northwest
                                  Suburbs(16)   Joliet Area(17)    Indiana(19)
==============================================================================
           BASE
------------------------------------------------------------------------------
        BASE SQ FT                 48,774,593        17,724,441     28,569,513
         % of Base                      5.43%             1.97%          3.18%
------------------------------------------------------------------------------
         AVAILABLE
------------------------------------------------------------------------------
      AVAILABLE SQ FT               3,330,182         1,887,828      1,707,793
      % of Available                    6.83%            10.65%          5.98%
------------------------------------------------------------------------------
        ABSORPTION
------------------------------------------------------------------------------
           SOLD                       695,857                 0         69,780
           LEASE                      441,055            49,550         90,124
     ABSORPTION - YTD               1,136,912            49,550        159,904
   % of Total Absorption                5.54%             0.24%          0.78%
     * ACTIVITY INDEX                    1.02              0.12           0.24
------------------------------------------------------------------------------
       CONSTRUCTION
------------------------------------------------------------------------------
      TOTAL BTS - YTD                       0                 0              0
     TOTAL SPEC - YTD                       0                 0              0
 TOTAL CONSTRUCTION - YTD                   0                 0              0
------------------------------------------------------------------------------
    SALE & LEASE RATES
       Asking Lease
------------------------------------------------------------------------------
     10,000-50,000 sf                   $4.75             $3.88          $3.19
     50,000-99,999 sf                   $2.25             $2.00          $2.56
    100,000 and Greater                 $2.85             $4.25          $3.19
------------------------------------------------------------------------------
        Asking Sale
------------------------------------------------------------------------------
     10,000-50,000 sf                  $35.27            $23.75         $24.44
     50,000-99,999 sf                  $23.46            $12.82         $33.33
    100,000 and Greater                $22.50             $0.00          $9.39
------------------------------------------------------------------------------
------------------------------------------------------------------------------
Avg. Asking Net Lease Rate              $3.95             $3.46          $3.01
  Avg. Asking Sale Price               $24.62            $18.96         $22.38
------------------------------------------------------------------------------
------------------------------------------------------------------------------

                * The Activity Index for each zone is calculated
          by dividing the % zone absorption YTD by the % of zone base
                ** The Growth Index for each zone is calculated
        by dividing the % zone net absorption YTD by the % of zone base

                      NOTE: BASED ON PROPERTIES OF 10,000 OR GREATER SQUARE FEET
================================================================================

                                                                 Revised 6/24/97

                       CHICAGO INDUSTRIAL MARKET OVERVIEW
                               2ND QUARTER - 1996

=================================================================================================================================
    Total                 Category                McHenry          Lake       NE Cook       NW Cook        N Kane      N DuPage
                                                County(1)     County(2)     County(3)     County(4)     County(5)     County(6)
=================================================================================================================================
                            BASE
---------------------------------------------------------------------------------------------------------------------------------
 850,559,770             BASE SQ FT            11,473,747    54,744,120    60,006,745    28,219,690    14,119,493    17,496,686
     100.00%              % of Base                 1.35%         6.44%         7.05%         3.32%         1.66%         2.06%
---------------------------------------------------------------------------------------------------------------------------------
                          AVAILABLE
---------------------------------------------------------------------------------------------------------------------------------
  56,757,150           AVAILABLE SQ FT            589,075     4,636,420     3,463,838     2,819,108       671,326     1,430,510
       6.67%           % of Available               5.13%         8.47%         5.77%         9.99%         4.75%         8.18%
---------------------------------------------------------------------------------------------------------------------------------
                         ABSORPTION
---------------------------------------------------------------------------------------------------------------------------------
   7,821,145                SOLD                        0       155,052       506,003       212,329        12,000       122,435
  11,466,786                LEASE                  61,238     1,381,132       360,909       605,163        26,000     1,048,162
  19,287,931          ABSORPTION - YTD             61,238     1,536,184       866,912       817,492        38,000     1,170,597
     100.00%        % of Total Absorption           0.32%         7.96%         4.49%         4.24%         0.20%         6.07%
         100          * ACTIVITY INDEX               0.24          1.24          0.64          1.28          0.12          2.95
---------------------------------------------------------------------------------------------------------------------------------
                    ABSORPTION BLDG TYPE
---------------------------------------------------------------------------------------------------------------------------------
         27%            MANUFACTURING                 84%           22%           32%           26%            0%           18%
          6%                R & D                      0%            3%            7%           22%            0%            0%
          3%           SPECIAL PURPOSE                 0%            0%           21%            7%            0%            0%
         64%              WAREHOUSE                   16%           75%           39%           45%          100%           82%
---------------------------------------------------------------------------------------------------------------------------------
                        CONSTRUCTION
---------------------------------------------------------------------------------------------------------------------------------
  11,527,008           TOTAL BTS - YTD            426,000     1,632,690        90,800       201,050       213,400       478,877
   6,359,735          TOTAL SPEC - YTD                  0     1,252,068             0        60,000             0       953,035
  17,886,743      TOTAL CONSTRUCTION - YTD        426,000     2,884,758        90,800       261,050       213,400     1,431,912
---------------------------------------------------------------------------------------------------------------------------------
                     SALE & LEASE RATES
---------------------------------------------------------------------------------------------------------------------------------
       $4.21     Avg. Asking Net Lease Rate         $4.03         $5.56         $5.33         $5.98         $4.94         $4.78
      $33.75       Avg. Asking Sale Price          $33.61        $46.78        $41.37        $43.64        $34.21        $40.51
---------------------------------------------------------------------------------------------------------------------------------
                       NET ABSORPTION
---------------------------------------------------------------------------------------------------------------------------------
   2,002,994        NET ABSORPTION SQ FT          250,960        15,292      -986,277      -545,470      -327,503       803,351
       0.24%           ** GROWTH INDEX              2.19%         0.03%        -1.64%        -1.93%        -2.32%         4.59%
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------


======================================================================================
    Total                 Category               O'Hare(7) City North(8)     Near West
                                                                            Suburbs(9)
======================================================================================
                            BASE
--------------------------------------------------------------------------------------
 850,559,770             BASE SQ FT            106,233,655    94,880,624    92,958,705
     100.00%              % of Base                 12.49%        11.16%        10.93%
--------------------------------------------------------------------------------------
                          AVAILABLE
--------------------------------------------------------------------------------------
  56,757,150           AVAILABLE SQ FT           6,045,936     7,545,560     5,069,998
       6.67%           % of Available                5.69%         7.95%         5.45%
--------------------------------------------------------------------------------------
                         ABSORPTION
--------------------------------------------------------------------------------------
   7,821,145                SOLD                 1,825,673     1,532,207       278,853
  11,466,786                LEASE                2,167,688       619,501       940,146
  19,287,931          ABSORPTION - YTD           3,993,361     2,151,708     1,218,999
     100.00%        % of Total Absorption           20.70%        11.16%         6.32%
         100          * ACTIVITY INDEX                1.66          1.00          0.58
--------------------------------------------------------------------------------------
                    ABSORPTION BLDG TYPE
--------------------------------------------------------------------------------------
         27%            MANUFACTURING                  20%           39%           31%
          6%                R & D                       1%           30%            0%
          3%           SPECIAL PURPOSE                  0%           13%            0%
         64%              WAREHOUSE                    79%           19%           69%
--------------------------------------------------------------------------------------
                        CONSTRUCTION
--------------------------------------------------------------------------------------
  11,527,008           TOTAL BTS - YTD           1,127,000       405,000       206,400
   6,359,735          TOTAL SPEC - YTD             669,443       314,000             0
  17,886,743      TOTAL CONSTRUCTION - YTD       1,796,443       719,000       206,400
--------------------------------------------------------------------------------------
                     SALE & LEASE RATES
--------------------------------------------------------------------------------------
       $4.21     Avg. Asking Net Lease Rate          $5.95         $4.33         $4.56
      $33.75       Avg. Asking Sale Price           $46.64        $24.94        $30.27
--------------------------------------------------------------------------------------
                       NET ABSORPTION
--------------------------------------------------------------------------------------
   2,002,994        NET ABSORPTION SQ FT           677,981     1,432,185      -912,829
       0.24%           ** GROWTH INDEX               0.64%         1.51%        -0.98%
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

                * The Activity Index for each zone is calculated
          by dividing the % zone absorption YTD by the % of zone base
                ** The Growth Index for each zone is calculated
        by dividing the % zone net absorption YTD by the % of zone base

                      NOTE: BASED ON PROPERTIES OF 10,000 OR GREATER SQUARE FEET
================================================================================

                                                                 Revised 7/19/96

                       CHICAGO INDUSTRIAL MARKET OVERVIEW
                               2ND QUARTER - 1996

============================================================================================================================
         Category                        West    Central Kane       Far West      Southwest         Far SW
                                  Suburbs(10)     DuPage(11)     Suburbs(12)    Suburbs(13)    Suburbs(14)    City South(15)
============================================================================================================================
           BASE
----------------------------------------------------------------------------------------------------------------------------
        BASE SQ FT                 35,792,941      27,061,985     31,316,279     46,344,646     18,520,482       118,616,481
         % of Base                      4.21%           3.18%          3.68%          5.45%          2.18%            13.95%
----------------------------------------------------------------------------------------------------------------------------
         AVAILABLE
----------------------------------------------------------------------------------------------------------------------------
      AVAILABLE SQ FT               2,064,005         821,110      2,701,553      4,350,199      1,130,875         8,119,095
      % of Available                    5.77%           3.03%          8.63%          9.39%          6.11%             6.84%
----------------------------------------------------------------------------------------------------------------------------
        ABSORPTION
----------------------------------------------------------------------------------------------------------------------------
           SOLD                       568,991         300,795        120,000        578,110        903,547           476,144
           LEASE                      688,989         313,014        286,749        316,854      1,105,079           225,405
     ABSORPTION - YTD               1,257,980         613,809        406,749        894,964      2,008,626           701,549
   % of Total Absorption                6.52%           3.18%          2.11%          4.64%         10.41%             3.64%
     *ACTIVITY INDEX                     1.55            1.00           0.57           0.85           4.78              0.26
----------------------------------------------------------------------------------------------------------------------------
   ABSORPTION BLDG TYPE
----------------------------------------------------------------------------------------------------------------------------
       MANUFACTURING                      18%             47%            32%            22%            12%               55%
           R & D                           5%              0%            18%             0%             0%                0%
      SPECIAL PURPOSE                      1%              0%             0%             0%             0%                0%
         WAREHOUSE                        76%             53%            50%            78%            86%               45%
----------------------------------------------------------------------------------------------------------------------------
       CONSTRUCTION
----------------------------------------------------------------------------------------------------------------------------
      TOTAL BTS - YTD                 449,680         747,236      1,525,307        154,420      3,018,748            70,000
     TOTAL SPEC - YTD                 263,490          61,400        607,855              0      2,158,044                 0
 TOTAL CONSTRUCTION - YTD             713,170         808,636      2,133,162        154,420      5,176,792            70,000
----------------------------------------------------------------------------------------------------------------------------
    SALE & LEASE RATES
----------------------------------------------------------------------------------------------------------------------------
Avg. Asking Net Lease Rate              $5.80           $4.54          $4.77          $3.71          $4.88             $3.13
  Avg. Asking Sale Price               $48.66          $41.58         $43.58         $27.67         $44.11            $15.89
----------------------------------------------------------------------------------------------------------------------------
      NET ABSORPTION
----------------------------------------------------------------------------------------------------------------------------
   NET ABSORPTION SQ FT               209,898         348,381        429,774     -1,131,615      1,995,982          -695,603
      ** GROWTH INDEX                   0.59%           1.29%          1.37%         -2.44%         10.78%            -0.59%
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------


==============================================================================
         Category                       South                        Northwest
                                  Suburbs(16)   Joliet Area(17)    Indiana(19)
==============================================================================
           BASE
------------------------------------------------------------------------------
        BASE SQ FT                 47,286,673        17,526,083     27,960,735
         % of Base                      5.56%             2.06%          3.29%
------------------------------------------------------------------------------
         AVAILABLE
------------------------------------------------------------------------------
      AVAILABLE SQ FT               2,511,847           620,020      2,166,675
      % of Available                    5.31%             3.54%          7.75%
------------------------------------------------------------------------------
        ABSORPTION
------------------------------------------------------------------------------
           SOLD                       175,250            53,756              0
           LEASE                      441,448            44,220        835,089
     ABSORPTION - YTD                 616,698            97,976        835,089
   % of Total Absorption                3.20%             0.51%          4.33%
     *ACTIVITY INDEX                     0.58              0.25           1.32
------------------------------------------------------------------------------
   ABSORPTION BLDG TYPE
------------------------------------------------------------------------------
       MANUFACTURING                      35%               76%            44%
           R & D                           0%                0%             0%
      SPECIAL PURPOSE                      0%                0%             0%
         WAREHOUSE                        65%               24%            56%
------------------------------------------------------------------------------
       CONSTRUCTION
------------------------------------------------------------------------------
      TOTAL BTS - YTD                 780,400                 0              0
     TOTAL SPEC - YTD                  20,400                 0              0
 TOTAL CONSTRUCTION - YTD             800,800                 0              0
------------------------------------------------------------------------------
    SALE & LEASE RATES
------------------------------------------------------------------------------
Avg. Asking Net Lease Rate              $4.77             $3.18          $2.91
  Avg. Asking Sale Price               $27.80            $22.29         $20.20
------------------------------------------------------------------------------
      NET ABSORPTION
------------------------------------------------------------------------------
   NET ABSORPTION SQ FT               374,042            42,300       -456,405
      ** GROWTH INDEX                   0.79%             0.24%         -1.63%
------------------------------------------------------------------------------
------------------------------------------------------------------------------



                * The Activity Index for each zone is calculated
          by dividing the % zone absorption YTD by the % of zone base
                ** The Growth Index for each zone is calculated
        by dividing the % zone net absorption YTD by the % of zone base

                      NOTE: BASED ON PROPERTIES OF 10,000 OR GREATER SQUARE FEET
================================================================================

                                                                 Revised 7/19/96

================================================================================
                                        ADDENDUM D   TORTO WHEATON RESEARCH DATA
--------------------------------------------------------------------------------


                                   Addendum D

                           TORTO WHEATON RESEARCH DATA


--------------------------------------------------------------------------------

                                                                         Chicago
--------------------------------------------------------------------------------

                        CHICAGO
--------------------------------------------------------------------------------
              Overview The population of the Chicago metropolitan statistical area was 7.73 million making it the 3rd largest in the country and the 2nd largest of the markets that we follow as of the end of first quarter 1996.

                        The Chicago, IL MSA consists of the nine counties Cook, DeKalb, DuPage, Grundy, Kane, Kendall, Lake, McHenry, and Will. The central cities within the MSA are Chicago, Aurora, Elgin, Joliet, Evanston, North Chicago, and DeKalb.

                        The median per capita personal income in 1995 for the MSA was $27,309 which is 18% above the national level. The cost of doing business is 10% above the national average.

                        Industries concentrated in Chicago include security & commodity brokers, air transportation, electronic equipment, insurance carriers, and printing/publishing. By comparing the percentage of total employment each industry commands to the national percentage we can determine some of the highly concentrated industries.

                        The top major employers of the area include Sears Roebuck, Jewel Food Stores, Motorola, Ameritech, and Dominick's Finer Foods. Other employers include UAL, First Chicago and AT&T.

                        The following table gives a basic overview of the Chicago Industrial Market statistics, by building type. Manufacturing facilities comprise the largest part (44.6%) of the market, with warehouses next at 33.5%. Availability ranges from 7.9% in manufacturing space to 10.1% in warehouse properties. Chicago's total industrial availability ranks 21st in the nation, while it ranks 22nd in rent level.

                       ---------------------------------------------------------
                          Total
                        Industrial   Warehouse   R & D   Manufacturing   Other
--------------------------------------------------------------------------------
       Base (SFx1000)      864,679    289,803    25,647     385,712     163,517
         Availability        7.5%      10.1%      9.4%        7.9%        1.4%
Current TW Rent Index       $4.95      $4.95     $7.62        n/a         n/a
   Availability Rank*         21         26        25          36          12
           Rent Rank*         22         22        21         n/a         n/a
                       ---------------------------------------------------------
                       * Rank out of 53 MSAs

Data as of 4th Quarter, 1996       (C)Copyright 1997, CBC/Torto Wheaton Research

                                     VI.127

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------

          THE ECONOMY   Of the markets we follow, Chicago ranks 1st in terms of
                        number of jobs, employing an estimated 4.0 million total workers. Over the last 10 years employment has grown by 1.6%, while in the last year it grew by 1.7%. The average figures for our 53 MSAs are 1.5% and 2.0%, respectively.

   [THE FOLLOWING TABLE WAS DEPICTED AS A PIE GRAPH IN THE PRINTED MATERIAL.]

                                [GRAPHIC OMITTED]

               Govt.                       12%
               Other                        4%
               Mfg.                        17%
               TCU                          6%
               Wholesale                    7%
               Retail                      17%
               FIRE                         8%
               Services                    30%

                        While all sectors of an economy are important, it is the manufacturing and distribution sectors that are most relevant to the industrial market. Because these sectors utilize space very differently, we do not combine them into one 'industrial employment' category, but treat them separately in our analysis.

                        Table 1 below presents the current employment levels and location quotients for the major industry categories as well as historic growth rates over the last 10 years, last four quarters, and forecasted rates for the next 10 years.

              Table 1:  Employment Levels and Growth Rates by Industry

                                  --------------------------------------------------------------------------------------
                                                                Average Annual Growth Rates: Chicago & 52 MSA Average

                                     Employment    Location     Last 10 Years      Last 4 Quarters       Next 10 Years
                                   Levels (x1000)  Quotient   Chicago   52 MSAs   Chicago   52 MSAs    Chicago   52 MSAs
------------------------------------------------------------------------------------------------------------------------
                             FIRE     304.47         1.09       1.2       0.6       1.1       1.1        0.9       1.0
            Government (Civilian)     485.17         0.83       1.3       1.2       0.4       0.2        0.4       0.6
                    Manufacturing     657.86         1.26       0.1      -1.1       0.5       0.4       -0.1      -0.1
                     Retail Trade     669.47         0.97       1.5       1.4       3.6       2.3        1.5       1.8
                         Services    1196.80         0.95       3.5       3.7       2.6       3.4        2.6       2.8
Transportation & Public Utilities     238.43         1.06       1.4       1.6       0.5       1.3        0.9       1.2
                  Wholesale Trade     272.05         1.11      -0.1       1.0       0.7       2.3        1.4       1.3
                                  --------------------------------------------------------------------------------------
                 Total Employment    3973.67                    1.6       1.5       1.7       2.0        1.3       1.6
                                  --------------------------------------------------------------------------------------
          Distribution Employment     342.80         1.18       0.5       1.4       1.3       2.4        1.4       1.4
                                  --------------------------------------------------------------------------------------
                                  Source: Regional Financial Associates, CBC/Torto Wheaton Research
                                  Data as of 1st Quarter, 1995

--------------------------------
Economic Performance
(Rank out of 52)
--------------------------------
Total Employment:
current level                  1
--------------------------------
Total Employment:
% growth over last 10 years   35
--------------------------------
Total Employment:
% growth over last year       29
--------------------------------
Total Employment:
% growth next 10 years        39
--------------------------------

                        Manufacturing employment in Chicago currently stands at 657,860 workers. Over the last 10 years it has grown 0.1% annually, while in the last year it has grown 0.5%. Distribution employment is currently at a level of 342,800 workers. It has averaged an annual increase of 0.5% over the last 10 years, with an increase of 1.3% in the last year.

                        Although historic employment information provides an important context in which to understand an economy, the direction and magnitude of future employment growth is of vital importance. The forecast from Regional Financial Associates for total employment in Chicago calls for an annual growth of 1.3% over the next 10 years. Note especially the contrast of the future rate with the 1.6% average growth rate for the last 10 years.

Data as of 4th Quarter, 1996       (C)Copyright 1997, CBC/Torto Wheaton Research

                                                                         Chicago
--------------------------------------------------------------------------------

               MARKET   With changes in distribution systems in the last 15
               TRENDS   years, there has been much interest in the increasing
                        consolidation of distribution into large warehouses
                        ('big boxes') in central locations. With this consolidation there will be 'winning' markets providing warehousing to 'losing' markets. By following trends in localization and specialization, the effects of the new distribution systems can be more fully understood.

            Warehouse   Localization occurs when distribution employment grows
                        more quickly in the MSA than in the nation.
                        Specialization is a measure of the percentage of total employment devoted to distribution. Areas with high specialization in distribution and those with increasing localization in distribution are likely providing warehousing for a larger region.

                        The following graph shows the level of specialization in Chicago and the Nation. Because the slope of Chicago's graph is falling faster than that of the Nation, we see that warehousing is not becoming localized in Chicago.

  [THE FOLLOWING TABLE WAS DEPICTED AS A LINE GRAPH IN THE PRINTED MATERIAL.]

                               [GRAPHIC OMITTED]

                                  Distribution
                                   Employment
                                 Specialization

        Manufacturing   Much discussion has been generated by the decline of
                        manufacturing in the United States. The question arises as to how the manufacturing sector of real estate can survive while manufacturing employment has been shrinking so steadily. The answer lies in productivity.
                        While there are fewer workers manufacturing goods, each worker is producing more each year. It is the goods produced that require space for manufacturing and storage.

                        The following graph shows a times series of the level of manufacturing employment, along with our productivity index for Chicago: both are indexed to 100 in 1980. The Productivity Index is a measure of output per manufacturing worker.

  [THE FOLLOWING TABLE WAS DEPICTED AS A LINE GRAPH IN THE PRINTED MATERIAL.]

                               [GRAPHIC OMITTED]

                                    Relative
                                Productivity vs.
                                 Mfg Employment
                                   1980 = 100

Data as of 4th Quarter, 1996       (C)Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------

                  THE   Our Outlook for the Chicago MSA is presented here on an
           INDUSTRIAL   annual frequency, and in the next table on a semiannual
              OUTLOOK   frequency.

              Table 2:  Annual History and Forecast

                --------------------------------------------------------------------------------------------------
                                    Employment                                   Net      Avail.   TW Rent Index
                 Productivity    Mfg    Distribution    Stock    Completions  Absorption   Rate   Level  Inflation
                    Index      (x1000)    (x1000)     (SFx1000)   (SFx1000)   (SFx1000)     (%)    ($)      (%)
------------------------------------------------------------------------------------------------------------------
 History   1977      41.2       810.3      288.2       673,513      13,881
           1978      41.5       844.4      298.0       694,873      21,360
           1979      42.0       851.4      303.8       711,614      16,741                  2.7    1.98
           1980      40.2       798.4      304.8       725,938      14,324      11,034      3.1    2.60     31.3

           1981      44.0       760.6      297.1       737,841      11,903       4,893      4.0    2.75      5.8
           1982      44.6       676.0      282.8       749,192      11,351       2,656      5.1    2.80      1.8
           1983      48.0       669.9      273.7       757,337       8,145      12,274      4.5    3.01      7.5
           1984      49.7       701.0      306.4       763,657       6,320     -10,765      6.7    3.06      1.7

           1985      51.0       676.4      324.3       778,523      14,866      25,548      5.2    3.29      7.5
           1986      53.4       651.7      324.9       789,701      11,178       5,858      5.8    3.75     14.0
           1987      57.4       658.2      329.1       802,315      12,614       7,871      6.3    3.78      0.8
           1988      59.0       672.9      330.8       816,140      13,825       4,793      7.3    3.94      4.2

           1989      57.6       676.9      345.2       825,032       8,892      14,018      6.6    4.16      5.6
           1990      57.8       670.1      338.5       835,060      10,028      -4,830      8.3    4.31      3.6
           1991      58.2       635.8      328.2       839,167       4,107      -2,108      9.0    4.22     -2.1
           1992      61.1       630.3      317.8       841,598       2,431       5,579      8.6    4.09     -3.1

           1993      63.2       637.5      320.7       844,196       2,598       4,063      8.4    3.93     -3.9
           1994      67.9       650.6      330.5       849,770       5,574       6,805      8.2    4.28      8.9
           1995      70.3       654.7      338.4       856,977       7,207      22,898      6.3    4.64      8.4
           1996      71.2       657.9      342.8       864,679       7,702      -3,159      7.5    4.95      6.7

Forecast   1997      72.7       659.3      347.2       884,705      20,026       7,632      8.7    5.04      1.8
           1998      75.2       658.7      352.1       897,672      12,967      11,010      8.8    5.06      0.4
           1999      77.5       659.2      357.0       906,007       8,334      10,040      8.6    5.18      2.4
           2000      79.6       659.2      362.2       912,733       6,726       8,560      8.3    5.35      3.3

           2001      81.5       658.8      367.6       919,218       6,485       8,108      8.1    5.56      3.9
           2002      83.3       657.7      373.1       925,892       6,674       7,871      7.9    5.78      4.0
------------------------------------------------------------------------------------------------------------------

   [THE FOLLOWING TABLE WAS DEPICTED AS A LINE GRAPH IN THE PRINTED MATERIAL.]

                               [GRAPHIC OMITTED]

                                  Historic and
                                   Forecasted
                                      Rent
                                   Inflation

Data as of 4th Quarter, 1996       (C)Copyright 1997, CBC/Torto Wheaton Research

                                                                         Chicago
--------------------------------------------------------------------------------

          Table 3:  Semiannual History and Forecast

                    -----------------------------------------------------------------------------------------------------
                        Mfg      Distribution                              Net
                    Employment    Employment      Stock    Completions  Absorption   Availability        TW Rent Index
                      (x1000)       (x1000)     (SFx1000)   (SFx1000)    (SFx1000)     Rate (%)       Nominal       Real*
-------------------------------------------------------------------------------------------------------------------------
 History    1991.1     652.5         334.8       837,740       2,680        3,295         8.2           4.27        4.99
            1991.2     635.8         328.2       839,167       1,427       -5,403         9.0           4.22        4.85

            1992.1     622.8         321.0       840,519       1,352       -4,653         9.7           4.15        4.71
            1992.2     630.3         317.8       841,598       1,079       10,232         8.6           4.09        4.57

            1993.1     635.3         317.8       842,642       1,044          112         8.7           4.01        4.42
            1993.2     637.5         320.7       844,196       1,554        3,951         8.4           3.93        4.27

            1994.1     645.2         321.6       846,328       2,132          260         8.6           4.10        4.40
            1994.2     650.6         330.5       849,770       3,442        6,545         8.2           4.28        4.53

            1995.1     655.4         335.9       853,085       3,315       14,133         6.9           4.45        4.64
            1995.2     654.7         338.4       856,977       3,892        8,765         6.3           4.64        4.79

            1996.1     664.3         343.8       859,922       2,945       -2,400         6.9           4.79        4.86
            1996.2     657.9         342.8       864,679       4,757         -759         7.5           4.95        4.95

Forecast    1997.1     658.7         344.8       874,692      10,013        3,452         8.2           5.00        4.92
            1997.2     659.3         347.2       884,705      10,013        4,180         8.7           5.04        4.88

            1998.1     658.9         349.6       892,032       7,327        5,229         8.9           5.05        4.81
            1998.2     658.7         352.1       897,672       5,640        5,781         8.8           5.06        4.74

            1999.1     658.9         354.4       902,188       4,516        5,361         8.7           5.12        4.72
            1999.2     659.2         357.0       906,007       3,818        4,679         8.6           5.18        4.70

            2000.1     659.1         359.6       909,448       3,441        4,319         8.4           5.26        4.69
            2000.2     659.2         362.2       912,733       3,265        4,241         8.3           5.35        4.69

            2001.1     659.1         365.0       915,967       3,234        4,091         8.2           5.45        4.70
            2001.2     658.8         367.6       919,218       3,251        4,017         8.1           5.56        4.72

            2002.1     658.2         370.3       922,522       3,304        3,966         8.0           5.67        4.74
            2002.2     657.7         373.1       925,892       3,370        3,905         7.9           5.78        4.75
                    =====================================================================================================

                    * Real rents shown in 1996 dollars.

                        Chicago is the 1st largest industrial market we follow in terms of size, and has grown 25.5 million square feet since 1991. Net absorption has averaged 3.6 million square feet per six-month period for the last five years, and is forecasted to average 4.4 million square feet per six-month period over the forecast horizon. Real rents, i.e., rents adjusted for inflation as of the second half of 1996, average $4.95 currently; they are expected to fall to $4.75 by the end of our forecast period.

-----------------------------------
      Economic Performance
        (Rank out of 52)
-----------------------------------
Distribution Employment:
  Avg. Forecast Growth Rate     22
-----------------------------------
Manufacturing Employment:
  Avg. Forecast Growth Rate     26
-----------------------------------
Availability: Current           21
-----------------------------------
Availability: End-of-Forecast   28
-----------------------------------

Data as of 4th Quarter, 1996       (C)Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------

  [THE FOLLOWING TABLE WAS DEPICTED AS A LINE GRAPH IN THE PRINTED MATERIAL.]

                                [GRAPHIC OMITTED]

                                    Relative
                             Distribution Employment
                                   Performance
                                    1986=100


  [THE FOLLOWING TABLE WAS DEPICTED AS A LINE GRAPH IN THE PRINTED MATERIAL.]

                                [GRAPHIC OMITTED]

                                    Relative
                                 Net Absorption
                                   Performance
                            (Demand / Occupied Stock)


  [THE FOLLOWING TABLE WAS DEPICTED AS A LINE GRAPH IN THE PRINTED MATERIAL.]

                                [GRAPHIC OMITTED]

                                    Relative
                                   Completions
                                   Performance

Data as of 4th Quarter, 1996       (C)Copyright 1997, CBC/Torto Wheaton Research

                                                                         Chicago
--------------------------------------------------------------------------------

                  THE   Tables 4 through 7 present our forecast for the
            SUBMARKET   submarkets of Chicago over the next 24 months. We employ
              OUTLOOK   a 'shared-down' approach in our submarket forecasts,
                        based on both current and historical market factors.
                        From these market factors we determine the probability that tenants will lease space or investors will build new space, within each submarket. The probabilities are then applied to our overall metro forecast to derive the share of net absorption or completions.

              Table 4:  Submarket Forecast of Demand

                                               Current and Historic Factors                              2-Yr Forecast
                           ---------------------------------------------------------------------   ------------------------
                             Current             Long-Term Avg.*            3-Year Avg.            Estimated Avg.
                            Occupied   Percent     Annual Net     Percent   Annual Net   Percent     Annual Net     Percent
                              Stock      of        Absorption       of      Absorption     of        Absorption       of
                             (x1000)    Metro        (x1000)       Metro      (x1000)     Metro        (x1000)       Metro
                           ---------------------------------------------------------------------   ------------------------
------------------------------------------------------------------------------------------------   ------------------------
               City North     87,947       11.0        -201        -3.2        1,010      11.6              5          0.1
               City South    112,540       14.1        -197        -3.2         -349      -4.0              5          0.1
Ctrl Kane & DuPage County     26,995        3.4         498         8.0          474       5.4            277          3.0
    Far Southwest Suburbs     18,173        2.3         553         8.9        1,183      13.6          2,049         22.0
         Far West Suburbs     29,721        3.7         443         7.1          334       3.8          1,936         20.8
                  Indiana     26,315        3.3          18         0.3          644       7.4             19          0.2
              Joliet Area     16,626        2.1          30         0.5           51       0.6             39          0.4
              Lake County     50,966        6.4       1,086        17.5        1,222      14.0          1,583         17.0
           McHenry County     11,346        1.4         251         4.0          207       2.4            148          1.6
          N DuPage County     16,740        2.1         744        12.0        1,644      18.9          1,596         17.1
            N Kane County     13,661        1.7         230         3.7           78       0.9             51          0.5
           NE Cook County     55,320        6.9         341         5.5           95       1.1            101          1.1
           NW Cook County     25,678        3.2         481         7.7          307       3.5            260          2.8
        Near West Suburbs     88,084       11.0          -2         0.0          252       2.9              2          0.0
                   O'Hare     99,397       12.4       1,291        20.7        1,212      13.9            599          6.4
            South Suburbs     44,140        5.5         145         2.3         -262      -3.0            247          2.6
        Southwest Suburbs     42,831        5.4           4         0.1          331       3.8             31          0.3
             West Suburbs     33,646        4.2         508         8.2          272       3.1            379          4.1
                           ---------------------------------------------------------------------   ------------------------
                           ---------------------------------------------------------------------   ------------------------
           CHICAGO TOTALS    800,126      100.0       6,223       100.0        8,705     100.0          9,321        100.0
                           ---------------------------------------------------------------------   ------------------------
                           * Long term net absorption is an estimate of net absorption over the last 15 years. See the
                           Appendix for a complete methodology.

--------------------------------------------------------------------------------
                        We provide forecasts only in those submarkets where we have determined that there is sufficient stock of space or where there is currently space under construction.

Data as of 4th Quarter, 1996       (C)Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------

              Table 5:  Submarket Forecast of Supply

                                            Current and Historic Factors                               2-Yr Forecast
                          --------------------------------------------------------------------   -------------------------
                           Historic Avg.                                                         Estimated Avg.
                              Annual      Percent    SF Under     Percent   Projects   Percent       Annual       Percent
                            Completions     of     Construction     of       Planned     of        Completions      of
                              (x1000)      Metro      (x1000)      Metro     (x1000)    Metro        (x1000)       Metro
                          --------------------------------------------------------------------   -------------------------
----------------------------------------------------------------------------------------------   -------------------------
               City North        105        1.1          720         3.5        336       5.7            504        3.1
               City South        159        1.7          122         0.6        300       5.1            197        1.2
Ctrl Kane & DuPage County        578        6.4          510         2.5         16       0.2            573        3.5
    Far Southwest Suburbs        628        6.9        5,158        25.7      1,029      17.6          3,317       20.1
         Far West Suburbs        561        6.2        3,670        18.3      1,526      26.2          2,550       15.5
                  Indiana         84        0.9            0         0.0          0       0.0             42        0.3
              Joliet Area         70        0.7            0         0.0        260       4.4             79        0.5
              Lake County      1,324       14.6        2,750        13.7        604      10.3          2,275       13.8
           McHenry County        276        3.0          600         3.0        334       5.7            524        3.2
          N DuPage County        853        9.4        2,160        10.7        386       6.6          1,678       10.2
            N Kane County        256        2.8          254         1.2          0       0.0            268        1.6
           NE Cook County        530        5.8           92         0.4        462       7.9            394        2.4
           NW Cook County        592        6.5          262         1.3         80       1.3            455        2.8
        Near West Suburbs        243        2.6            0         0.0        247       4.2            163        1.0
                   O'Hare      1,636       18.1        2,142        10.6        115       1.9          2,017       12.2
            South Suburbs        309        3.4          740         3.6          0       0.0            561        3.4
        Southwest Suburbs        192        2.1          114         0.5          0       0.0            159        1.0
             West Suburbs        632        7.0          738         3.6        125       2.1            743        4.5
                          --------------------------------------------------------------------   -------------------------
                          --------------------------------------------------------------------   -------------------------
           CHICAGO TOTALS      9,027      100.0       20,032       100.0      5,820     100.0         16,497      100.0
                          --------------------------------------------------------------------   -------------------------

--------------------------------------------------------------------------------
-------------------------------------------
Noteworthy Submarkets
in Chicago
-------------------------------------------
Largest in Size                City South
-------------------------------------------
Largest Share of
  Long-Term Demand               O'Hare
-------------------------------------------
Largest Share of
  Forecasted Demand          Far Southwest
-------------------------------------------
Largest Share of Fore-
  casted Completions         Far Southwest
-------------------------------------------

                        The 3-year average annual net absorption is calculated from the current period going back 3 years. Likewise, the forecast of average annual net absorption is calculated from the current period going forward 2 years. When the Outlook is produced mid-year, the time periods referenced are also mid-year time periods.

                        For the first year of our supply forecast (see Table 5) we use the actual square feet under construction as reported by the local CB Commercial office. After the first year, our econometric model predicts the new supply based on market factors.

Data as of 4th Quarter, 1996       (C)Copyright 1997, CBC/Torto Wheaton Research

                                                                         Chicago
--------------------------------------------------------------------------------

              Table 6:  Submarket Rent and Availability Outlook

                               Current and Historic Factors                   2-Yr Forecast
                          -------------------------------------   ---------------------------------------
                                                                                      TW Rent Index
                               1993          1996        1996                     -----------------------
                           Availability  Availability   TW Rent   Availability               Avg. Annual
                                (%)           (%)        Index         (%)        Level    Rent Inflation
                          -------------------------------------   ---------------------------------------
               City North      11.5           8.1        $4.79          9.0       $4.89         1.0
               City South       6.3           7.4        $3.82          7.7       $3.91         1.2
Ctrl Kane & DuPage County       5.4           5.9        $5.03          7.7       $5.17         1.5
    Far Southwest Suburbs       9.2           7.3        $6.02         15.1       $6.00        -0.2
         Far West Suburbs       6.0           7.9        $5.45         10.1       $5.52         0.6
                  Indiana      13.6           5.9        $4.20          6.1       $4.33         1.5
              Joliet Area       5.0           5.6        $2.94          6.0       $3.03         1.6
              Lake County       9.1           8.7        $5.21         10.3       $5.30         0.8
           McHenry County       4.2           4.4        $4.86          9.9       $5.00         1.4
          N DuPage County      12.3          10.1        $5.81          9.3       $5.87         0.5
            N Kane County       3.3           3.8        $5.14          6.6       $5.32         1.8
           NE Cook County       7.5           7.4        $5.72          8.3       $5.87         1.2
           NW Cook County      11.0           8.3        $6.87          9.4       $7.02         1.1
        Near West Suburbs       7.1           6.5        $4.78          6.8       $4.91         1.4
                   O'Hare       9.8           7.1        $5.86          9.4       $6.00         1.2
            South Suburbs       5.9           8.2        $4.75          9.3       $4.85         1.0
        Southwest Suburbs      11.5           9.7        $4.59         10.2       $4.66         0.8
             West Suburbs       6.8           7.4        $6.04          9.0       $6.18         1.1
                          -------------------------------------   ---------------------------------------
                          -------------------------------------   ---------------------------------------
           CHICAGO TOTALS       8.4           7.5        $4.95          8.8       $5.06         1.1
                          -------------------------------------   ---------------------------------------

--------------------------------------------------------------------------------
--------------------------------------
Noteworthy Submarkets
in Chicago
--------------------------------------
Highest Current Rent          NW Cook
--------------------------------------
Largest Forecasted
  Decrease in Avail. SF      N DuPage
--------------------------------------
Largest Forecasted
  Increase in Rents           N Kane
--------------------------------------

                        A forecast of availability rates is derived from a forecast of demand and supply. A new base is determined by adding the estimated new supply to the existing base, and then adding the forecast of net absorption to the occupied base to calculate a new occupied base. From this, a new availability rate may be derived. Rental rates, in turn, are dependent upon availability rates and are calculated last.

Data as of 4th Quarter, 1996       (C)Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------

              Table 7:  Properties Under Construction

                        The following lists properties due in 1997; the list may be incomplete.

                          ------------------------------------------------------------------------------------------
                           Name/Address/Owner    Size (sf)   Year Due   Property Type    Asking Rent    Sale Price
--------------------------==========================================================================================
               City North  Spec #1                129,000      1997       Warehouse       $4.50 net
                           Mannheim Rd
                           Chicago
                          ------------------------------------------------------------------------------------------
                           O'Hare Spec #2         185,000      1997       Warehouse       $4.50 net
                           Mannheim Rd
                           Chicago
                          ------------------------------------------------------------------------------------------
                           Burlington Air Ex      138,000      1997       Warehouse
                           Mannheim
                           Chicago
                          ------------------------------------------------------------------------------------------
                           Dhl                    137,000      1997       Warehouse
                           Erie
                           Chicago
                          ------------------------------------------------------------------------------------------
                           Burlington             130,000      1997       Warehouse
                           Western
                           Chicago
                          ------------------------------------------------------------------------------------------
               City South  Alliance Van Lines      70,000      1997       Warehouse
                           Halsted
                           Chicago
                          ------------------------------------------------------------------------------------------
                           Santa Fe Pacific        52,000      1997       Warehouse
                           3526 W 43rd St
                           Chicago
                          ------------------------------------------------------------------------------------------
Ctrl Kane & DuPage County  Continental            120,000      1997     Manufacturing
                           Prarie St
                           Geneva
                          ------------------------------------------------------------------------------------------
                           Spec Bldg               24,750      1997     Manufacturing     $4.50 net     $1.1 million
                           Kingsland Dr
                           Batavia
                          ------------------------------------------------------------------------------------------
                           Flinn Scientific       120,795      1997     Manufacturing
                           770 Raddant Rd
                           Batavia
                          ------------------------------------------------------------------------------------------
                           939 Raddant Rd          19,169      1997     Manufacturing    $5.75 gross
                           Batavia
                          ------------------------------------------------------------------------------------------
                           941 Raddant             15,400      1997     Manufacturing    $5.75 gross
                           Batavia
                          ------------------------------------------------------------------------------------------
                           Du Page Paper           30,000      1997       Warehouse
                           415 37th Ave
                           St Charles
                          ------------------------------------------------------------------------------------------
                           Vwr Scientific         180,000      1997       Warehouse
                           Sedgwick Ave
                           Batavia
                          ------------------------------------------------------------------------------------------

Data as of 4th Quarter, 1996       (C)Copyright 1997, CBC/Torto Wheaton Research

                                                                         Chicago
--------------------------------------------------------------------------------

              Table 7:  Properties Under Construction, (cont)

                        The following lists properties due in 1997; the list may be incomplete.

                          -------------------------------------------------------------------------------------------
                           Name/Address/Owner    Size (sf)   Year Due   Property Type     Asking Rent    Sale Price
                          -------------------------------------------------------------------------------------------
    Far Southwest Suburbs  Remington Blvd         144,844      1997    Manufacturing       $4.24 net
                           Bolingbrook
                          -------------------------------------------------------------------------------------------
                           Morey                  120,000      1997    Manufacturing
                           Frontage
                           Woodridge
                          -------------------------------------------------------------------------------------------
                           Zenith                 325,000      1997    Manufacturing
                           Hobson Rd
                           Woodridge
                          -------------------------------------------------------------------------------------------
                           R & R                   15,000      1997    Manufacturing
                           Marquette Rd
                           Romeoville
                          -------------------------------------------------------------------------------------------
                           Harlem Furniture       144,600      1997      Warehouse
                           Frontage
                           Woodridge
                          -------------------------------------------------------------------------------------------
                           Bridgestone            557,000      1997      Warehouse
                           Lemont Rd
                           Woodridge
                          -------------------------------------------------------------------------------------------
                           Chicago Exhibit        145,000      1997      Warehouse
                           Sill Ave
                           Bolingbrook
                          -------------------------------------------------------------------------------------------
                           Crucible Materials      34,000      1997      Warehouse
                           1351 Enterprise Dr
                           Romeoville
                          -------------------------------------------------------------------------------------------
                           James River            574,000      1997      Warehouse
                           Crossing Rd
                           Bolingbrook
                          -------------------------------------------------------------------------------------------
                           Home Run Pizza         100,000      1997    Manufacturing
                           Internationale Blvd
                           Bolingbrook
                          -------------------------------------------------------------------------------------------
                           McShane Spec #1        405,000      1997      Warehouse
                           Naperville Rd
                           Bolingbrook
                          -------------------------------------------------------------------------------------------
                           Pizzuti Spec #1        370,866      1997      Warehouse         $3.95 net
                           E Crossroads
                           Bolingbrook
                          -------------------------------------------------------------------------------------------
                           Plastic Film Corp       68,000      1997    Manufacturing
                           Quadrangle Dr
                           Bolingbrook
                          -------------------------------------------------------------------------------------------
                           Idi Spec #5            417,090      1997      Warehouse         $3.95 net
                           Joliet Rd
                           Bolingbrook
                          -------------------------------------------------------------------------------------------

Data as of 4th Quarter, 1996       (C)Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------

              Table 7:  Properties Under Construction, (cont)

                        The following lists properties due in 1997; the list may be incomplete.

                          -------------------------------------------------------------------------------------------
                           Name/Address/Owner    Size (sf)   Year Due   Property Type     Asking Rent    Sale Price
                          -------------------------------------------------------------------------------------------
                           Ups Spec #6            288,000      1997      Warehouse         $3.95 net
                           335 Quantum Ct
                           Bolingbrook
                          -------------------------------------------------------------------------------------------
                           Montgomery             756,000      1997      Warehouse
                           Windham Parkway
                           Romeoville
                          -------------------------------------------------------------------------------------------
                           Quantum Foods          119,340      1997      Warehouse
                           Main St
                           Bolingbrook
                          -------------------------------------------------------------------------------------------
                           James River            574,000      1997      Warehouse
                           Remington Blvd
                           Bolingbrook
                          -------------------------------------------------------------------------------------------
         Far West Suburbs  Equity One Spec        257,315      1997      Warehouse         $4.15 net
                           940 Enterprise St
                           Aurora
                          -------------------------------------------------------------------------------------------
                           Warner/Elektra/Atl     595,000      1997    Manufacturing
                           Meridian Lake Dr
                           Aurora
                          -------------------------------------------------------------------------------------------
                           McShane Spec            97,640      1997      Warehouse         $4.95 net
                           27715 Diehl Rd
                           Warrenville
                          -------------------------------------------------------------------------------------------
                           White Oak II           500,000      1997      Warehouse         $3.95 net
                           2905 Diehl Rd
                           Aurora
                          -------------------------------------------------------------------------------------------
                           D.a. Stuart Co          30,000      1997        R & D
                           Weaver Pkwy
                           Warrenville
                          -------------------------------------------------------------------------------------------
                           Opus Spec Bldg I       251,600      1997      Warehouse         $3.95 net
                           Eola Rd
                           Aurora
                          -------------------------------------------------------------------------------------------
                           Label Printers          51,000      1997      Warehouse
                           Landmark Rd
                           Aurora
                          -------------------------------------------------------------------------------------------
                           570 Exchange            30,100      1997      Warehouse         $5.95 net     $1.9 million
                           Aurora
                          -------------------------------------------------------------------------------------------
                           550 Exchange            25,000      1997      Warehouse         $5.95 net     $1.6 million
                           Aurora
                          -------------------------------------------------------------------------------------------
                           Tollway Indust          92,527      1997    Manufacturing       $5.25 net
                           Rt 31
                           North Aurora
                          -------------------------------------------------------------------------------------------

Data as of 4th Quarter, 1996       (C)Copyright 1997, CBC/Torto Wheaton Research

                                                                         Chicago
--------------------------------------------------------------------------------

              Table 7:  Properties Under Construction, (cont)

                        The following lists properties due in 1997; the list may be incomplete.

                          -------------------------------------------------------------------------------------------
                           Name/Address/Owner    Size (sf)   Year Due   Property Type     Asking Rent    Sale Price
                          -------------------------------------------------------------------------------------------
                           3m company             309,000      1997      Warehouse
                           Diehl Rd
                           Aurora
                          -------------------------------------------------------------------------------------------
                           F.e. Wheaton            90,000      1997    Manufacturing
                           Route 47
                           Yorkville
                          -------------------------------------------------------------------------------------------
                           Rreef Spec             139,800      1997      Warehouse         $4.25 net
                           600 N Commerce
                           Aurora
                          -------------------------------------------------------------------------------------------
                           Spec Bldg               58,000      1997      Warehouse         $5.50 net
                           Liberty St
                           Aurora
                          -------------------------------------------------------------------------------------------
                           Westell                210,877      1997      Warehouse
                           Exchange
                           Aurora
                          -------------------------------------------------------------------------------------------
                           Weyerhauser Co.        157,000      1997      Warehouse
                           220 Berkshire Ct
                           Naperville
                          -------------------------------------------------------------------------------------------
                           Packaging               32,000      1997      Warehouse
                           Ridgewood Dr
                           Romeoville
                          -------------------------------------------------------------------------------------------
                           Factory Card           440,343      1997      Warehouse
                           Madison
                           Naperville
                          -------------------------------------------------------------------------------------------
                           General Tire           301,560      1997      Warehouse
                           Madison
                           Naperville
                          -------------------------------------------------------------------------------------------
              Lake County  Piper Plastics          45,000      1997      Warehouse
                           Tempo Ct
                           Libertyville
                          -------------------------------------------------------------------------------------------
                           Spec Bldg              130,000      1997      Warehouse         $4.85 net
                           Lakeside Dr
                           Gurnee
                          -------------------------------------------------------------------------------------------
                           Spec Bldg               68,458      1997      Warehouse         $4.25 net
                           901 Technology
                           Libertyville
                          -------------------------------------------------------------------------------------------
                           Spec Bldg U/C          197,982      1997      Warehouse         $4.20 net
                           13820 Business
                           Green Oaks
                          -------------------------------------------------------------------------------------------
                           Amli Spec Bldg         166,500      1997      Warehouse         $4.50 net
                           3561 Burwood Dr
                           Waukegan
                          -------------------------------------------------------------------------------------------

Data as of 4th Quarter, 1996       (C)Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------

              Table 7:  Properties Under Construction, (cont)

                        The following lists properties due in 1997; the list may be incomplete.

                          -------------------------------------------------------------------------------------------
                           Name/Address/Owner    Size (sf)   Year Due   Property Type     Asking Rent    Sale Price
                          -------------------------------------------------------------------------------------------
                           Visual Pak             137,000      1997    Manufacturing
                           3505 W Birchwood
                           Waukegan
                          -------------------------------------------------------------------------------------------
                           American Hotel         534,490      1997      Warehouse
                           Woodland Dr
                           Vernon Hills
                          -------------------------------------------------------------------------------------------
                           Mitsubishi             160,000      1997      Warehouse
                           500 Corporate
                           Vernon Hills
                          -------------------------------------------------------------------------------------------
                           Corporate Woods        127,360      1997      Warehouse         $5.25 net
                           700 Corporate
                           Vernon Hills
                          -------------------------------------------------------------------------------------------
                           Technical               95,000      1997      Warehouse
                           Maple Ave
                           Mundelein
                          -------------------------------------------------------------------------------------------
                           Cdw                    209,000      1997    Manufacturing
                           Woodlands Pkwy
                           Vernon Hills
                          -------------------------------------------------------------------------------------------
                           Stimsonite             125,000      1997      Warehouse
                           Norman Dr
                           Waukegan
                          -------------------------------------------------------------------------------------------
                           Ced                    297,200      1997    Manufacturing       $5.25 net
                           375 Fairway Dr
                           Vernon Hills
                          -------------------------------------------------------------------------------------------
                           Spec                    15,000      1997      Warehouse                         $949,950
                           Corporate Grove
                           Buffalo Grove
                          -------------------------------------------------------------------------------------------
                           Spec Bldg               64,000      1997      Warehouse        $6.75 gross
                           10005 Lakeside
                           Gurnee
                          -------------------------------------------------------------------------------------------
                           Spec II                 44,300      1997    Manufacturing       $5.25 net     $2.4 million
                           13970 Polo Trail
                           Lake Forest
                          -------------------------------------------------------------------------------------------
                           La Force                20,000      1997      Warehouse
                           Corporate Woods
                           Vernon Hills
                          -------------------------------------------------------------------------------------------
                           Spec Bldg              197,000      1997      Warehouse
                           Bradley Rd
                           Green Oaks
                          -------------------------------------------------------------------------------------------
                           Spec Bldg               68,458      1997      Warehouse         $4.25 net
                           801 Technology
                           Libertyville
                          -------------------------------------------------------------------------------------------

Data as of 4th Quarter, 1996       (C)Copyright 1997, CBC/Torto Wheaton Research

                                                                         Chicago
--------------------------------------------------------------------------------

              Table 7:  Properties Under Construction, (cont)

                        The following lists properties due in 1997; the list may be incomplete.

                          -------------------------------------------------------------------------------------------
                           Name/Address/Owner    Size (sf)   Year Due   Property Type     Asking Rent    Sale Price
                          -------------------------------------------------------------------------------------------
                           Planned Spec            60,000      1997      Warehouse         $5.25 net     $2.4 million
                           13970 Polo Trail
                           Green Oaks
                          -------------------------------------------------------------------------------------------
           McHenry County  Ross White Sign         20,000      1997    Manufacturing
                           Alexander Ct
                           Cary
                          -------------------------------------------------------------------------------------------
                           Weber Stephens         300,000      1997    Manufacturing
                           Hunter Rd
                           Huntley
                          -------------------------------------------------------------------------------------------
                           Barco                   22,000      1997    Manufacturing
                           Alexander Ct
                           Cary
                          -------------------------------------------------------------------------------------------
                           Duo Fast                56,000      1997    Manufacturing
                           Huntley Rd
                           Huntley
                          -------------------------------------------------------------------------------------------
                           Amli Spec              115,600      1997      Warehouse         $4.95 net
                           220 Exchange
                           Crystal Lake
                          -------------------------------------------------------------------------------------------
                           Extech Plastics         70,000      1997    Manufacturing
                           Rt 12
                           Richmond
                          -------------------------------------------------------------------------------------------
                           Mitchell Aircraft       15,000      1997      Warehouse
                           Alexander Ct
                           Cary
                          -------------------------------------------------------------------------------------------
          N DuPage County  Wilson Pet             140,000      1997      Warehouse
                           Greenbrook Blvd
                           Hanover Park
                          -------------------------------------------------------------------------------------------
                           Opus Spec IV           274,714      1997      Warehouse         $4.10 net
                           Lies Rd
                           Carol Stream
                          -------------------------------------------------------------------------------------------
                           Bldg #1                247,200      1997      Warehouse         $4.42 net
                           North Ave
                           Carol Stream
                          -------------------------------------------------------------------------------------------
                           Northern Spec          320,624      1997      Warehouse         $4.15 net
                           Central Ave
                           Hanover Park
                          -------------------------------------------------------------------------------------------
                           Pizzuti Spec A         357,697      1997      Warehouse         $4.05 net
                           Tower Road
                           Carol Stream
                          -------------------------------------------------------------------------------------------
                           Idi Spec Bldg          315,241      1997      Warehouse         $4.50 net
                           100 Exchange
                           Glendale Heights
                          -------------------------------------------------------------------------------------------

Data as of 4th Quarter, 1996       (C)Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------

              Table 7:  Properties Under Construction, (cont)

                        The following lists properties due in 1997; the list may be incomplete.

                          -------------------------------------------------------------------------------------------
                           Name/Address/Owner    Size (sf)   Year Due   Property Type     Asking Rent    Sale Price
                          -------------------------------------------------------------------------------------------
                           Equity One Spec        334,907      1997      Warehouse         $4.25 net
                           Elk Trail
                           Carol Stream
                          -------------------------------------------------------------------------------------------
                           Big Bolt - Bts         127,900      1997      Warehouse         $4.40 net
                           Covington Dr
                           Bloomingdale
                          -------------------------------------------------------------------------------------------
                           Napco Graphics          40,000      1997    Manufacturing
                           200 Covington Dr
                           Bloomingdale
                          -------------------------------------------------------------------------------------------
            N Kane County  A & E Plastics/Tci      40,000      1997    Manufacturing
                           Windsor Ct
                           Elgin
                          -------------------------------------------------------------------------------------------
                           Henkel Adhsives         69,600      1997    Manufacturing
                           Davis Rd
                           Elgin
                          -------------------------------------------------------------------------------------------
                           Henkel Adhesives       128,800      1997      Warehouse
                           1345 Gasket Dr
                           Elgin
                          -------------------------------------------------------------------------------------------
                           Windsor                 15,000      1997    Manufacturing       $5.50 net
                           Randall Rd
                           Elgin
                          -------------------------------------------------------------------------------------------
           NE Cook County  3630 Commercial         15,800      1997        R & D
                           Northbrook
                          -------------------------------------------------------------------------------------------
                           Institutional Food      75,000      1997    Manufacturing
                           Shermer Rd
                           Northbrook
                          -------------------------------------------------------------------------------------------
           NW Cook County  Federal Express         73,625      1997      Warehouse
                           Golf Rd
                           Schaumburg
                          -------------------------------------------------------------------------------------------
                           Braun                   72,250      1997    Manufacturing
                           Feehanville Dr
                           Mount Prospect
                          -------------------------------------------------------------------------------------------
                           Franklin Patnrs         60,000      1997      Warehouse        $6.75 gross
                           Industrial Ave
                           Rolling Meadows
                          -------------------------------------------------------------------------------------------
                           Aramark                 34,000      1997    Manufacturing
                           Northwest Hwy
                           Arlington Heights
                          -------------------------------------------------------------------------------------------
                           Brolite                 21,200      1997    Manufacturing
                           1900 Park Blvd
                           Streamwood
                          -------------------------------------------------------------------------------------------

Data as of 4th Quarter, 1996       (C)Copyright 1997, CBC/Torto Wheaton Research

                                                                         Chicago
--------------------------------------------------------------------------------

              Table 7:  Properties Under Construction, (cont)

                        The following lists properties due in 1997; the list may be incomplete.

                          -------------------------------------------------------------------------------------------
                           Name/Address/Owner    Size (sf)   Year Due   Property Type     Asking Rent    Sale Price
                          -------------------------------------------------------------------------------------------
                   O'Hare  Metal Impact Corp      140,000      1997    Manufacturing
                           1501 E Oakton St
                           Elk Grove Village
                          -------------------------------------------------------------------------------------------
                           855 N Wood Dale        439,350      1997      Warehouse         $4.50 net

                          -------------------------------------------------------------------------------------------
                           United Visual           15,200      1997    Manufacturing
                           Arlington Heights
                           Itasca
                          -------------------------------------------------------------------------------------------
                           2701 Busse Rd          251,828      1997      Warehouse         $4.50 net
                           2701 Busse Rd
                           Elk Grove Village
                          -------------------------------------------------------------------------------------------
                           Juno Lighting Corp     524,000      1997      Warehouse
                           Wolf Rd
                           Des Plaines
                          -------------------------------------------------------------------------------------------
                           2801 Busse Spec        251,828      1997      Warehouse         $4.50 net
                           Busse Rd
                           Elk Grove Village
                          -------------------------------------------------------------------------------------------
                           Security Cap Spec      148,084      1997      Warehouse         $8.00 net
                           Irving Park
                           Bensenville
                          -------------------------------------------------------------------------------------------
                           Metal Impact Corp.     130,000      1997    Manufacturing
                           Landmeier Rd
                           Elk Grove Village
                          -------------------------------------------------------------------------------------------
                           Security Cap Spec       90,407      1997      Warehouse         $8.25 net
                           Irving Park
                           Bensenville
                          -------------------------------------------------------------------------------------------
                           Playboy                129,000      1997      Warehouse
                           Devon
                           Itasca
                          -------------------------------------------------------------------------------------------
                           Lot # 5 Spec            22,680      1997        R & D           $9.00 net     $2.0 million
                           939 Aec Dr
                           Wood Dale
                          -------------------------------------------------------------------------------------------
            South Suburbs  Goodheart Wilcox        80,000      1997      Warehouse
                           18604 Woodcreek
                           Tinley Park
                          -------------------------------------------------------------------------------------------
                           Sentry Printing         20,000      1997    Manufacturing
                           18531 Spring
                           Tinley Park
                          -------------------------------------------------------------------------------------------
                           Georgia Pacific        640,000      1997      Warehouse
                           Governors Hwy
                           University Park
                          -------------------------------------------------------------------------------------------

Data as of 4th Quarter, 1996       (C)Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------

              Table 7:  Properties Under Construction, (cont)

                        The following lists properties due in 1997; the list may be incomplete.

                          -------------------------------------------------------------------------------------------
                           Name/Address/Owner    Size (sf)   Year Due   Property Type     Asking Rent    Sale Price
                          -------------------------------------------------------------------------------------------
        Southwest Suburbs  Bison                  114,420      1997    Manufacturing
                           North St
                           Saint Charles
                          -------------------------------------------------------------------------------------------
             West Suburbs  Electronic Displays     16,680      1997    Manufacturing
                           1 Corporate
                           Addison
                          -------------------------------------------------------------------------------------------
                           Unisource              200,000      1997    Manufacturing
                           Mitchell
                           Addison
                          -------------------------------------------------------------------------------------------
                           Cary Company           140,000      1997    Manufacturing
                           Fullerton Ave
                           Addison
                          -------------------------------------------------------------------------------------------
                           Cef Industries          50,000      1997    Manufacturing
                           220 Church St
                           Addison
                          -------------------------------------------------------------------------------------------
                           Greenbriar Dr          263,490      1997      Warehouse        $5.50 gross
                           Addison
                          -------------------------------------------------------------------------------------------
                           Planned Spec            67,000      1997      Warehouse         $5.75 net
                           790 Belden St
                           Addison
                          -------------------------------------------------------------------------------------------
        Total for Chicago                       *,***,***
                          -------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
------------------------------
Under Construction Standings
(Rank out of 52)
------------------------------
SF Under Construction       1
------------------------------
Completions Rate           26
------------------------------

                        There is currently about 20.0 million square feet of space under construction in the Chicago MSA. The largest portion of the new construction (78.7%) is warehouse space, with the rest consisting of both manufacturing and R & D space.

Data as of 4th Quarter, 1996       (C)Copyright 1997, CBC/Torto Wheaton Research

                                                                         Chicago
--------------------------------------------------------------------------------

               CURRENT  The Chicago MSA has been divided, for reporting
            INDUSTRIAL  purposes, into a total of eighteen smaller submarkets
                MARKET defined by the local CB Commercial office. The following pages include tables and graphs displaying information for the total industrial market of Chicago, along with separate sections devoted to the warehouse and rental warehouse markets. Similar information is also available upon request for the manufacturing and R & D markets; our full clients receive this information as part of the Electronic Outlook.

                        The size of the current industrial market in Chicago is
                        864.7 million square feet, consisting of about 13,167 properties which include both single buildings and complexes. Industrial properties are often single tenant and occupied by the owner, but there are also a significant number of rental properties.

                        We classify properties as rental structures if they have more than one tenant or the single tenant is not the owner. Generally speaking, the availability rate in rental properties is higher than that in the total of industrial properties. The first graph on this page illustrates the division of total industrial space in Chicago into renter vs. owner/user properties.

                        The two pie charts show the distribution of all industrial space in Chicago by property type and by size. In today's market it is common for warehouse properties to occupy the majority of industrial space. Note how Chicago compares to the typical market, in which the smallest properties (below 50,000 square feet) make up the largest portion of industrial space, while the largest properties (over 400,000 square feet) form the smallest segment of the market.

                        Finally, the bar graph at the bottom of this page illustrates the pattern of construction in Chicago's industrial market, by showing the distribution of space by age, or year built.


   [THE FOLLOWING TABLE WAS DEPICTED AS A BAR GRAPH IN THE PRINTED MATERIAL.]

                                [GRAPHIC OMITTED]

                                 Distribution of
                                Industrial Space
                                 by Tenant Type


   [THE FOLLOWING TABLE WAS DEPICTED AS A PIE GRAPH IN THE PRINTED MATERIAL.]

                                [GRAPHIC OMITTED]

                                 Distribution of
                                Industrial Space
                                By Property Type

                            R & D                 3%
                            Whse                 34%
                            Mfg                  44%
                            Other                19%


   [THE FOLLOWING TABLE WAS DEPICTED AS A PIE GRAPH IN THE PRINTED MATERIAL.]

                                [GRAPHIC OMITTED]

                                Distribution of
                                Industrial Space
                              by Size (SF x 1000)

                            10-49                23%
                            50-99                19%
                            100-199              21%
                            200-399              17%
                            400+                 21%

   [THE FOLLOWING TABLE WAS DEPICTED AS A BAR GRAPH IN THE PRINTED MATERIAL.]

                                [GRAPHIC OMITTED]

              Distribution of Industrial Space by Age (Year Built)

Data as of 4th Quarter, 1996       (C)Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------

              Table 8:  Total Industrial Space by Submarket

                           ----------------------------------------------------------------
                                       Total SF   Availability   Avg. Asking    Avg. Asking
                            # Bldgs     (x1000)       (%)          Net Rent      Gross Rent
-------------------------------------------------------------------------------------------
               City North    1,744       95,699        8.1           $3.81         $4.07
               City South    1,127      121,534        7.4           $2.48         $3.39
Ctrl Kane & DuPage County      424       28,688        5.9           $3.74         $4.54
    Far Southwest Suburbs      326       19,604        7.3           $4.33         $5.76
         Far West Suburbs      433       32,270        7.9           $4.32         $3.22
                  Indiana      214       27,965        5.9           $2.76          n/a
              Joliet Area      168       17,612        5.6           $2.79         $3.19
              Lake County      901       55,823        8.7           $5.29         $4.42
           McHenry County      184       11,868        4.4            n/a           n/a
          N DuPage County      262       18,621       10.1           $5.01         $4.27
            N Kane County      284       14,201        3.8            n/a          $5.38
           NE Cook County    1,081       59,741        7.4           $4.14         $7.61
           NW Cook County      716       28,002        8.3           $5.24         $6.36
        Near West Suburbs    1,275       94,207        6.5           $3.61         $4.67
                   O'Hare    1,905      106,994        7.1           $4.97         $5.88
            South Suburbs      697       48,083        8.2           $3.76         $4.27
        Southwest Suburbs      472       47,432        9.7           $3.12         $3.48
             West Suburbs      954       36,335        7.4           $4.80         $5.10
                           ----------------------------------------------------------------
                           ----------------------------------------------------------------
           CHICAGO TOTALS   13,167      864,679        7.5           $4.09         $4.37
                           ----------------------------------------------------------------
-------------------------------------------------------------------------------------------

                        Please note that rents are quoted as either net or gross. In many areas rents in better quality space tends to be quoted as net, while rents in lower quality space tend to be quoted as gross; therefore it is not unusual for average net rents to be higher than average gross rents.

                        For some submarkets we have too few rents quoted to allow a meaningful average, and we show an 'n/a' for these areas. However, ALL rents are included in the total metro average rents.

Data as of 4th Quarter, 1996       (C)Copyright 1997, CBC/Torto Wheaton Research

                                                                         Chicago
--------------------------------------------------------------------------------

              HISTORIC  No market study is complete without the historical
            INDUSTRIAL  perspective. This table contains annual completions and
                MARKET availability rates for all industrial space, for the last five years.

              Table 9:  Historic Industrial Completions and Availability

                           --------------------------------------------------------------------------------------------------
                                   1992                1993                1994                1995                1996
                            Cmpltns   Avail %   Cmpltns   Avail %   Cmpltns   Avail %   Cmpltns   Avail %   Cmpltns   Avail %
                           --------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
               City North       45     10.1         65     11.5          0     12.8          0      8.4         72      8.1
               City South        0      6.5          0      6.3          0      7.5          0      6.5        181      7.4
Ctrl Kane & DuPage County      390      7.7         41      5.4        966      8.7        158      3.1        474      5.9
    Far Southwest Suburbs      173      6.4        690      9.2        238      5.0      1,651      5.3      1,646      7.3
         Far West Suburbs        0      7.1        154      6.0        523      6.3        195      6.9        968      7.9
                  Indiana        0     22.8          0     13.6          0      8.8          0      9.0        100      5.9
              Joliet Area       16      5.9          0      5.0          0      4.3        290      3.8          0      5.6
              Lake County      223      9.6        570      9.1        857      7.6      2,111      8.8        819      8.7
           McHenry County       18      8.6          0      4.2        328      5.0        240      8.0          0      4.4
          N Dupage County      760     10.9        973     12.3      1,976      4.8      1,458      9.4      1,816     10.1
            N Kane County       16      6.1         25      3.3        144      3.5        105      2.5         80      3.8
           NE Cook County        0      8.5          0      7.5         44      7.0         25      4.5        174      7.4
           NW Cook County       19      8.8          0     11.0         10     13.0        176      8.1          0      8.3
        Near West Suburbs      342      8.1          0      7.1          0      6.7          0      4.4        206      6.5
                   O'Hare      289      9.9         68      9.8         25      7.8        506      5.0        416      7.1
            South Suburbs      110      8.0         12      5.9         50      8.7         34      5.3        205      8.2
        Southwest Suburbs       16      8.1          0     11.5         35     10.3          0      6.3         70      9.7
             West Suburbs       14      9.0          0      6.8        378      5.7        258      6.6        475      7.4
                           --------------------------------------------------------------------------------------------------
                           --------------------------------------------------------------------------------------------------
           CHICAGO TOTALS    2,431      8.6      2,598      8.4      5,574      8.2      7,207      6.3      7,702      7.5
                           --------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------


   [THE FOLLOWING TABLE WAS DEPICTED AS A BAR GRAPH IN THE PRINTED MATERIAL.]

                                [GRAPHIC OMITTED]

                               Availability Rates
                                   1992-1996

Data as of 4th Quarter, 1996       (C)Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------

               CURRENT  The warehouse segment currently comprises about 33.5% of
             WAREHOUSE  the total Chicago industrial market, and approximately
                MARKET 71.5% of all space built in the last five years. The table below gives a snapshot of the warehouse market as of the end of the fourth quarter, and the following table displays its distribution by age and size of building.

             Table 10:  Warehouse Space by Submarket

                           ---------------------------------------------------------------------------
                                      Total SF   Availability    Avg. Asking    Avg. Asking    TW Rent
                            # Bldgs    (x1000)       (%)           Net Rent      Gross Rent     Index
------------------------------------------------------------------------------------------------------
               City North      399      21,470        7.1           $3.50          $2.74        $4.79
               City South      290      40,812        9.4           $2.77          $3.48        $3.82
Ctrl Kane & DuPage County      134       8,849        9.5           $3.53          n/a          $5.03
    Far Southwest Suburbs      151      10,747       11.8           $4.27          $6.26        $6.02
         Far West Suburbs      141       9,549        9.1           $3.70           n/a         $5.46
                  Indiana       20       4,099       11.1           $2.65           n/a         $4.21
              Joliet Area       31       2,189       18.6            n/a            n/a         $2.94
              Lake County      298      16,966       15.6           $4.70          $3.89        $5.22
           McHenry County       27       3,132        4.1            n/a            n/a         $4.86
          N DuPage County      124      11,815       13.8           $4.54          $4.11        $5.81
            N Kane County       62       4,342        7.5            n/a           $5.38        $5.14
           NE Cook County      273      14,024       10.2           $3.62          $6.06        $5.73
           NW Cook County      249      10,425        9.1           $4.05          $5.93        $6.88
        Near West Suburbs      390      30,029        8.5           $3.78          $4.85        $4.78
                   O'Hare      823      54,162        9.2           $4.63          $5.07        $5.87
            South Suburbs      192      14,717       16.2           $3.41          $4.04        $4.76
        Southwest Suburbs      196      18,508        8.7           $3.20          $4.43        $4.59
             West Suburbs      325      13,968        9.9           $4.39          $4.50        $6.05
                           ===========================================================================
           CHICAGO TOTALS    4,125     289,803       10.1           $3.94          $4.43        $4.95
                           ---------------------------------------------------------------------------

                        For some submarkets we have too few rents quoted to allow a meaningful average, and we show an 'n/a' for these areas. However, ALL rents are included in the total metro average rents.

Data as of 4th Quarter, 1996       (C)Copyright 1997, CBC/Torto Wheaton Research

                                                                         Chicago
--------------------------------------------------------------------------------

             Table 11:  Distribution of All Warehouse Space by Age and Size

                    ----------------------------------------------------------------
                               Building Size (in thousands)
                     10-49     50-99    100-199    200-399     400+    Totals by Age
------------------------------------------------------------------------------------
Built 1990 - 1998
                    ----------------------------------------------------------------
            Stock    3,660     4,125      7,162     10,306      475       25,728
     Availability     9.2%     6.9%       12.3%      11.1%     0.0%        10.3%
         Net Rent    $5.56     $4.85      $4.25      $3.74      n/a        $4.21
       Gross Rent     n/a       n/a        n/a        n/a       n/a         n/a
                    ----------------------------------------------------------------
Built 1985 - 1989
                    ----------------------------------------------------------------
            Stock    7,397     7,187      8,237      5,079     1,914      29,814
     Availability    6.9%      13.0%      12.8%      15.6%     18.4%       12.2%
         Net Rent    $6.07     $4.79      $4.20       n/a       n/a        $4.42
       Gross Rent    $7.13     $5.36      $5.11       n/a       n/a        $4.95
                    ----------------------------------------------------------------
Built 1980 - 1984
                    ----------------------------------------------------------------
            Stock    7,341     6,379      6,677      4,636     2,247      27,280
     Availability     8.3%     13.8%      22.1%      4.6%      0.0%        11.7%
         Net Rent    $4.37     $4.28      $4.12       n/a       n/a        $4.07
       Gross Rent    $5.50     $5.45      $4.12       n/a       n/a        $5.12
                    ----------------------------------------------------------------
Built 1970 - 1979
                    ----------------------------------------------------------------
            Stock    18,451   17,317     20,158     15,206     8,962      80,094
     Availability     5.1%     6.8%       11.2%      11.7%     12.0%       9.0%
         Net Rent    $4.48     $3.90      $3.75       n/a       n/a        $3.81
       Gross Rent    $5.66     $5.35      $4.79      $4.54      n/a        $4.72
                    ----------------------------------------------------------------
Built Before 1970
                    ----------------------------------------------------------------
            Stock    22,325   20,203     26,354     18,078    39,927      126,887
     Availability     6.5%     9.9%       14.5%      6.3%      10.3%       9.9%
         Net Rent    $3.96     $4.36      $2.91       n/a      $3.00       $3.47
       Gross Rent    $4.96     $5.53      $3.80       n/a      $3.92       $4.00
                    ----------------------------------------------------------------
   Totals by Size
                    ----------------------------------------------------------------
            Stock    59,174   55,211     68,588     53,305    53,525      289,803
     Availability     6.5%     9.6%       13.8%      9.5%      10.4%       10.1%
         Net Rent    $4.76     $4.32      $3.83      $3.50     $3.16       $3.94
       Gross Rent    $5.48     $5.43      $4.09      $4.45     $4.09       $4.43
                    ----------------------------------------------------------------

--------------------------------------------------------------------------------


   [THE FOLLOWING TABLE WAS DEPICTED AS A PIE GRAPH IN THE PRINTED MATERIAL.]

                                [GRAPHIC OMITTED]

                                 Distribution of
                                 Warehouse Space
                                   In Chicago

                          Pre 1970                 43%
                          1970s                    28%
                          1980s                    20%
                          1990s                     9%


   [THE FOLLOWING TABLE WAS DEPICTED AS A PIE GRAPH IN THE PRINTED MATERIAL.]

                                [GRAPHIC OMITTED]

                                 Distribution of
                              Warehouse Properties
                              200,000 sf and Larger
                                     By Age

                          Pre 1970                 54%
                          1970s                    23%
                          1980s                    13%
                          1990s                    10%

Data as of 4th Quarter, 1996       (C)Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------

             Table 12:  Warehouse Rental Space by Submarket

                            ---------------------------------------------------------------
                                       Total SF   Availability   Avg. Asking    Avg. Asking
                             # Bldgs    (x1000)       (%)         Net Rent       Gross Rent
                            ---------------------------------------------------------------
-------------------------------------------------------------------------------------------
               City North       266     16,024         8.4         $3.40           $2.50
               City South       116     20,465         8.9         $2.67           $3.22
Ctrl Kane & DuPage County        43      2,930        21.7         $3.52            n/a
    Far Southwest Suburbs        74      6,336        15.9         $4.08           $6.55
         Far West Suburbs        67      5,461        11.2         $4.13            n/a
                  Indiana        13      3,759        11.6         $2.65            n/a
              Joliet Area        12        903        40.6          n/a             n/a
              Lake County       244     15,026        17.0         $4.69           $3.88
           McHenry County        18      2,400         4.4          n/a             n/a
          N DuPage County        69      7,745        14.3         $4.61           $3.98
            N Kane County        36      2,351         5.7          n/a             n/a
           NE Cook County       233     11,884         9.3         $3.55           $6.05
           NW Cook County       225      9,555         8.6         $3.94           $5.98
        Near West Suburbs       227     16,173         6.4         $3.81           $4.63
                   O'Hare       594     40,982         9.1         $4.73           $5.03
            South Suburbs        83      7,941        20.7         $3.30           $3.97
        Southwest Suburbs        94      9,353        14.2         $3.16           $4.48
             West Suburbs       158      7,058         7.4         $4.59            n/a
                            ---------------------------------------------------------------
                            ---------------------------------------------------------------
           CHICAGO TOTALS     2,572    186,346        10.9         $3.93           $4.36
                            ---------------------------------------------------------------

--------------------------------------------------------------------------------

                        Rental space (that is, space occupied by more than one tenant, or occupied by a tenant that is not the owner) in Chicago's warehouse market accounts for about 186.3 million square feet, comprising 64.3% of all warehouse space. In comparison, about 55.0% of the total industrial market of Chicago is rental space.

                        For some submarkets we have too few rents quoted to allow a meaningful average, and we show an 'n/a' for these areas. However, ALL rents are included in the total metro average rents.

Data as of 4th Quarter, 1996       (C)Copyright 1997, CBC/Torto Wheaton Research

                                                                         Chicago
--------------------------------------------------------------------------------

             Table 13:  Distribution of All Warehouse Rental Space by Age and
                        Size

                      ---------------------------------------------------------------
                              Building Size (in thousands)
                       10-49    50-99    100-199    200-399    400+     Totals by Age
-------------------------------------------------------------------------------------
Built 1990 - 1996
                      ---------------------------------------------------------------
            Stock      1,452    1,791      4,134      7,367      0         14,744
     Availability      16.6%     8.8%      11.9%      15.5%     n/a         13.8%
         Net Rent      $5.53     n/a       $4.36      $3.74     n/a         $4.16
       Gross Rent       n/a      n/a        n/a        n/a      n/a          n/a
                      ---------------------------------------------------------------
Built 1985 - 1989
                      ---------------------------------------------------------------
            Stock      5,604    5,909      6,581      3,789    1,914       23,797
     Availability       6.7%    13.4%      12.2%       8.6%    18.4%        11.1%
         Net Rent      $5.93    $5.00      $4.08       n/a      n/a         $4.43
       Gross Rent       n/a     $5.36      $5.44       n/a      n/a         $4.99
                      ---------------------------------------------------------------
Built 1980 - 1994
                      ---------------------------------------------------------------
            Stock      5,254    5,230      5,157      2,924     467        19,032
     Availability       8.5%    16.7%      17.9%       7.4%     0.0%        12.9%
         Net Rent       n/a     $4.24      $4.39       n/a      n/a         $4.13
       Gross Rent      $5.57    $5.45       n/a        n/a      n/a         $5.27
                      ---------------------------------------------------------------
Built 1970 - 1979
                      ---------------------------------------------------------------
            Stock     11,962   12,964     13,710      9,837    5,596       54,069
     Availability       5.6%     7.6%      10.7%      11.7%    19.3%         9.9%
         Net Rent      $4.49    $3.46      $3.86       n/a      n/a         $3.70
       Gross Rent      $5.59    $5.59      $5.07      $4.47     n/a         $4.74
                      ---------------------------------------------------------------
Built Before 1970
                      ---------------------------------------------------------------
            Stock      12,472  10,386     14,517      9,667   27,662       74,704
     Availability       8.0%     9.5%      15.6%       7.7%    10.1%        10.4%
         Net Rent      $4.00    $4.84      $3.00       n/a     $2.92        $3.53
       Gross Rent      $4.93     n/a       $3.43       n/a     $3.38        $3.67
                      ---------------------------------------------------------------
   Totals by Size
                      ---------------------------------------------------------------
            Stock     36,744   36,280     44,099     33,584   35,639       186,346
     Availability       7.4%    10.5%      13.5%      10.7%    11.9%        10.9%
         Net Rent      $4.80    $4.29      $3.93      $3.45    $3.11        $3.93
       Gross Rent      $5.52    $5.68      $3.90      $4.39    $3.87        $4.36
                      ---------------------------------------------------------------

--------------------------------------------------------------------------------


   [THE FOLLOWING TABLE WAS DEPICTED AS A PIE GRAPH IN THE PRINTED MATERIAL.]

                                [GRAPHIC OMITTED]

                                Distribution of
                                   Warehouse
                                  Rental Space
                                  in Chicago,
                                     By Age

                          Pre 1970                40%
                          1970s                   29%
                          1980s                   23%
                          1990s                    8%


   [THE FOLLOWING TABLE WAS DEPICTED AS A PIE GRAPH IN THE PRINTED MATERIAL.]

                                [GRAPHIC OMITTED]

                                Distribution of
                                   Warehouse
                                  Rental Space
                                    By Size

                          10-49                   20%
                          50-99                   19%
                          100-199                 24%
                          200-399                 18%
                          400+                    19%

Data as of 4th Quarter, 1996       (C)Copyright 1997, CBC/Torto Wheaton Research

Spring, 1997 Industrial Outlook
--------------------------------------------------------------------------------

              HISTORIC  Table 14 gives the historical perspective on the Chicago
             WAREHOUSE  warehouse market. During the last five years 70.6% of
                MARKET all new construction has been in warehouse space. In that period warehouse availability rates have been higher on average than availability rates in all industrial space in the MSA.

             Table 14:  Historic Warehouse Completions and Availability

                           ---------------------------------------------------------------------------------------------------
                                   1992                1993                1994                1995                 1996
                            Cmpltns   Avail %   Cmpltns   Avail %   Cmpltns   Avail %   Cmpltns   Avail %    Cmpltns   Avail %
                           ---------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
               City North       45     17.1          0     12.9          0     15.7          0     13.3          10      7.1
               City South        0     11.2          0      9.4          0      9.9          0      7.9          76      9.4
Ctrl Kane & DuPage County      152     15.5         41      8.4        694     22.4         37      6.7         317      9.5
    Far Southwest Suburbs       94      8.1        582      9.3        213      7.0      1,454      8.4       1,619     11.8
         Far West Suburbs        0     11.5          0      7.8        523     11.8         95      6.8         613      9.1
                  Indiana        0     31.1          0     33.1          0     26.5          0     14.1           0     11.1
              Joliet Area       16      8.7          0     11.5          0      5.6        290      8.8           0     18.6
              Lake County      138     19.6          0     12.5        319     10.7        871     16.9         531     15.6
           McHenry County        0      9.1          0      1.8        110      9.0        240     26.3           0      4.1
          N DuPage County      565     15.7        706     12.7      1,798      6.3      1,318     13.8       1,737     13.8
            N Kane County       16     19.6          0      8.3          0     12.4          0      2.2           0      7.5
           NE Cook County        0     21.8          0     11.7         27      6.1          0      4.2         155     10.2
           NW Cook County       19     10.4          0     10.7          0     14.0         33      8.1           0      9.1
        Near West Suburbs      172     11.0          0      8.8          0     10.3          0      5.2         206      8.5
                   O'Hare      279     13.0          0     12.3         25     11.2        469      7.0         284      9.2
            South Suburbs        0     16.4          0     10.9         50     16.9         34     10.5         185     16.2
        Southwest Suburbs        0     10.7          0     16.4         35     11.7          0      7.3          70      8.7
             West Suburbs        0     14.9          0      8.8        330      6.6        258     10.7         390      9.9
                           ---------------------------------------------------------------------------------------------------
                           ---------------------------------------------------------------------------------------------------
           CHICAGO TOTALS    1,496     13.9      1,329     11.3      4,124     11.4      5,099      8.8       6,193     10.1
                           ---------------------------------------------------------------------------------------------------


   [THE FOLLOWING TABLE WAS DEPICTED AS A BAR GRAPH IN THE PRINTED MATERIAL.]

                                [GRAPHIC OMITTED]

                               Availability Rates
                                    1992-1996

Data as of 4th Quarter, 1996       (C)Copyright 1997, CBC/Torto Wheaton Research

                        --------------------------------------------------

                        Market Study - 17 Office Properties

                        Los Angeles and Orange Counties

                        --------------------------------------------------


                        Prepared For:

                        LEHMAN BROTHERS, INC.
                        3 World Financial Center, 12th floor
                        New York, New York 10285

                        As of: August 20, 1997


                        Prepared By

                        Cushman & Wakefield of California, Inc.
                        Valuation Advisory Services
                        555 South Flower Street, Suite 4200
                        Los Angeles, California 90071

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                              ------------------
                                                                   Cushman &
                                                                   Wakefield
                                                              ------------------
                                                     A Rockefeller Group Company

Cushman & Wakefield of California, Inc.
555 South Flower Street Suite 4200
Los Angeles, CA 90071-2418
Tel: (213) 955-5100
Fax: (213) 627-4044

August 25, 1997

Mr. Mark H. Mauldin
LEHMAN BROTHERS, INC.
3 World Financial Center, 12th floor
New York, NY 10285

Re:   Market Study - 17 Office Properties
      Los Angeles and Orange Counties, California

Dear Mr. Mauldin:

      At your request Cushman & Wakefield of California, Inc. has completed the office market study covering Los Angeles and Orange Counties. The information and analysis contained in this market study is based on data available as of the date of this letter, and does not reflect changes subsequent to that date. The office market statistical information in this study is based on figures as of the end of second quarter, 1997.

      This information contained in this market study has been gathered from sources assumed to be reliable, including publicly available records. Because records of all transactions are not readily available, the information contained in the market study may not reflect all transactions occurring in the geographic area discussed in the market study. In addition, transactions that are reported may not be described accurately or completely in the publicly available records. Cushman & Wakefield of California, Inc. is not responsible for and does not warrant the accuracy or completeness of any such information derived from such publicly available records.

      We consent to the inclusion in any form (whether in paper or digital format, including any electronic media such as CD-ROM or the Internet) of our appraisal/market study with respect to the property or properties listed on the attached annex in your offering document, and we consent to the reference to our firm the caption "Experts" in such document.

Mr. Mark H. Mauldin
August 25, 1997
Page 2

      The report may be relied upon by Lehman Brothers and its successors and assigns in determining whether to make a loan evidenced by a note (the "Property Note") secured by the properties which are the subjects of this market study;
(ii) the report may be relied upon by any purchaser or assignee of the Property
Note in determining to purchase the Property Note from Lehman Brothers and its successors and assigns and by any rating agency rating securities secured by, or representing an interest in, the Property Note; (iii) the report may be referred to and quoted in and included with materials offering for sale the Property Note or an interest in the property note; (iv) the report may be relied upon by persons who acquire the Property Note or an interest in the Property Note; and
(v) the report speaks only as of its date.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF CALIFORNIA, INC.

/s/ James W. Myers
James W. Myers, MAI
Senior Director
Valuation Advisory Services

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

                                                              TABLE OF CONTENTS
================================================================================
                                                                           Page

LOS ANGELES COUNTY OFFICE MARKET ANALYSIS ................................     1

LOS ANGELES WEST OFFICE MARKET ANALYSIS ..................................    11

LOS ANGELES NORTH OFFICE MARKET ..........................................    29

LOS ANGELES SOUTH OFFICE MARKET ANALYSIS .................................    41

ORANGE COUNTY MARKET ANALYSIS ............................................    44

OFFICE BUILDING INVESTMENT ACTIVITY ......................................    54

OPERATING EXPENSES .......................................................    55

INDIVIDUAL PROPERTY CONCLUSIONS

70 South Lake ..............................  Tab I ......................    57
L.A. Corporate Center ......................  Tab II .....................    58
425 West Broadway ..........................  Tab III ....................    59
5601 Lindero Canyon ........................  Tab IV .....................    60
Burbank Executive Center ...................  Tab V ......................    61
Glenoaks Plaza .............................  Tab VI .....................    62
Woodland Hills Financial Center ............  Tab VII ....................    63
12501 East Imperial Highway ................  Tab VIII ...................    64
100 West Broadway ..........................  Tab IX .....................    65
Skyview Center .............................  Tab X ......................    66
10350 Santa Monica .........................  Tab XI .....................    67
Beverly Atrium .............................  Tab XII ....................    68
Bristol Plaza ..............................  Tab XIII ...................    69
400 Corporate Pointe .......................  Tab XIV ....................    70
The New Wilshire ...........................  Tab XV .....................    71
5832 Bolsa Avenue ..........................  Tab XVI ....................    72
Anaheim City Centre ........................  Tab XVII ...................    73

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

                               Los Angeles County
                          MARKET & SUBMARKET STATISTICS
                         End of the 2nd Quarter of 1997


                                                                          Direct                Overall
                                                 Number       Direct      Vacancy  Overall      Vacancy   Net Absorption Wtd. Avg.
Market / Submarket                Inventory     of Bldgs    Availabilities  Rate  Availabilities   Rate       YTD 1997  Rental Rate
------------------------------------------------------------------------------------------------------------------------------------
CENTRAL LOS ANGELES              51,817,793         243       11,797,157     22.8% 13,429,400       25.9%   (563,494)     $17.19
------------------------------------------------------------------------------------------------------------------------------------
1  Downtown Los Angeles          36,998,305         110        7,611,044     20.6%  9,008,893       24.3%   (330,158)     $17.95
2  Mid-Wilshire Corridor          8,075,518          47        2,399,983     29.7%  2,534,117       31.4%     84,452      $14.40
3  San Gabriel Valley             6,743,970          86        1,786,130     26.5%  1,886,390       28.0%   (317,788)     $17.67
------------------------------------------------------------------------------------------------------------------------------------
WEST LOS ANGELES                 50,252,599         368        7,641,698     15.2%  8,785,032       17.5%    321,106      $21.47
------------------------------------------------------------------------------------------------------------------------------------
4  Park Mile/West Hollywood       9,630,626          77        2,102,381     21.8%  2,372,786       24.6%     17,805      $18.83
5  Beverly Hills/Century City    14,363,192          89        1,695,333     11.8%  1,934,559       13.5%      7,213      $24.87
6  Westwood/West Los Angeles     17,304,476         139        2,257,421     13.0%  2,721,544       15.7%    162,781      $25.83
7  Marina Area/Culver City/LAX    8,954,305          63        1,586,563     17.7%  1,756,143       19.6%    133,307      $15.12
------------------------------------------------------------------------------------------------------------------------------------
SOUTH LOS ANGELES                26,727,075         233        4,804,004     18.0%  5,270,088       19.7%    (18,506)     $17.85
------------------------------------------------------------------------------------------------------------------------------------
8  El Segundo                     8,808,494          61        1,454,163     16.5%  1,598,102       18.1%    196,848      $18.36
9  Torrance                       7,466,275          85        1,491,089     20.0%  1,553,861       20.8%   (147,723)     $16.75
10  Long Beach                   10,452,306          87        1,858,752     17.8%  2,118,125       20.3%    (67,631)     $18.33
------------------------------------------------------------------------------------------------------------------------------------
NORTH LOS ANGELES                40,999,055         489        5,681,481     13.9%  6,417,118       15.7%    (61,415)     $20.35
------------------------------------------------------------------------------------------------------------------------------------
11  Simi/Conejo Valley            4,779,013          93          677,856     14.2%    851,201       17.8%      5,121      $16.66
12  West Valley                   9,267,461         105        1,711,457     18.5%  1,833,564       19.8%    309,311      $20.65
13  Central Valley                8,554,543         114        1,359,945     15.9%  1,435,831       16.8%   (236,550)     $20.11
14  East Valley/Tri-Cities       18,398,038         177        1,932,223     10.5%  2,296,522       12.5%   (139,297)     $21.55
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                            169,796,522      1,333       29,924,340     17.6% 33,901,638       20.0%   (322,309)     $18.99
====================================================================================================================================


                          Market Size Comparison Chart

                                [GRAPHIC OMITTED]

                            Availabilities Bar Chart

                                [GRAPHIC OMITTED]

              Market Weighted Average Rental Rate Comparison Chart

                                [GRAPHIC OMITTED]
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                       LOS ANGELES COUNTY OFFICE MARKET ANALYSIS
================================================================================

      Office Market Analysis
      Los Angeles County Office Market Overview
      Supply and Tenant Demand
      According to Cushman & Wakefield's 2nd quarter, 1997 surveys the combined Los Angeles County office market contained a total inventory of 169,796,522 square feet. This figure excludes owner user, medical, and government office buildings.

      The accompanying exhibit provides a statistical overview of the office inventory for Los Angeles County, including a breakdown by markets. The markets included in the sectors used in this report are summarized below.

Sector Markets
Los Angeles Central/Downtown:                Downtown Los Angeles
                                             Mid-Wilshire Corridor
                                             San Gabriel Valley

Los Angeles West:                            Hollywood/West Hollywood
                                             Beverly Hills/Century City
                                             Westwood/West L.A./Santa Monica
                                             Marina Area/Culver City
                                             LAX

Los Angeles South Bay:                       El Segundo
                                             Long Beach/Cerritos/Norwalk
                                             Torrance

Los Angeles North:                           Simi/Conejo Valleys
                                             West San Fernando Valley
                                             Central San Fernando Valley
                                             East San Fernando Valley/Tri-Cities

      Each market within the larger markets is comprised of a series of submarkets. Although the markets and individual office markets compete to varying degrees on a larger scale for the Los Angeles County tenant base, each market is characterized independently in general terms by a typical targeted tenant or industry type. The table below presents a general overview of the tenant base for the markets.

================================================================================
                                                             CUSHMAN &
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

              [MAP OF NORTH, SOUTH, CENTRAL AND WEST LOS ANGELES]

                                [GRAPHIC OMITTED]

                                       Los Angeles County Office Market Analysis
================================================================================

Sector                                           Tenant Base

Los Angeles Central/Downtown                     Financial
                                                 Legal
                                                 Telecommunications
                                                 Energy
                                                 Accounting
                                                 Real Estate
                                                 Government/Quasi-Government

Los Angeles West:                                Legal
                                                 Accounting
                                                 Entertainment
                                                 Insurance
                                                 Real Estate
                                                 Financial Services
                                                 Advertising

Los Angeles South:                               Aerospace
                                                 High-Tech
                                                 Research & Development

Los Angeles North:                               Entertainment
                                                 Insurance
                                                 Legal
                                                 Accounting
                                                 Engineering

     Considerable duplication exists within the office tenant base for the Los Angeles County office markets. However, the office markets maintain separate identities in terms of the primary tenancies and relative prestige and corresponding relative rental rate structures for comparable buildings within the separate markets. Legal and accounting firms provide considerable tenant demand within each of the markets, for example, but the type and focus of these professional firms is directed toward the business base within the sector. Downtown Los Angeles law and accounting firms consist primarily of larger national or regional firms oriented toward corporations and government for example, while westside Los Angeles firms typically are smaller and specialize in a particular field, such as entertainment law.

Historical Office Development

      The accompanying exhibit summarizes the office building construction history in Los Angeles County during the period 1982 through 1996. The exhibit illustrates that the substantial construction activity which occurred during the 10-year period 1982 through 1991 declined substantially in 1992 prior to a four-year period of virtually no new office development from 1993 through 1996.

================================================================================


                                        2
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                                                             WAKEFIELD(R)
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

                              LOS ANGELES COUNTY
              Construction History Chart of Class A and B Buildings
                                1982 through 1996

--------------------------------------------------------------------------------
  Year      Central*         West**        North***    South            Total
--------------------------------------------------------------------------------
   82       4,882,683      1,541,242       838,212   3,999,186        11,261,323
   83       2,920,192      3,652,672     1,872,082   2,606,238        11,051,184
   84       1,810,809      1,333,243       967,610   3,635,363         7,747,025
   85       4,412,902      2,402,687     1,278,203   1,922,112        10,015,904
   86       2,913,129      2,964,782     2,334,294   2,789,202        11,001,407
   87       3,771,021      3,070,016       874,928   3,169,020        10,884,985
   88       1,903,160        702,166     1,835,374   2,490,781         6,931,481
   89       2,185,292      2,266,345     1,203,053   1,485,792         7,140,482
   90       2,451,346      1,638,153     1,150,463   1,450,521         6,690,483
   91       4,824,238      1,485,847       865,615     802,029         7,977,729
   92       1,703,355        164,450        30,000           0         1,897,805
   93               0              0             0           0                 0
   94               0              0             0           0                 0
   95               0        135,000        45,700           0           180,700
   96               0              0             0           0                 0
--------------------------------------------------------------------------------
 Total     33,778,127     21,356,603    13,295,534  24,350,244        92,780,508
--------------------------------------------------------------------------------
Annual Avg  2,251,875      1,423,774       886,369   1,623,350


----------
  * - Including Miracle Mile, Pasadena and Pasadena East
 ** - Excluding Miracle Mile
*** - Excluding Tri-Cities

                 Annual Office Building Construction Trend Line

                               Los Angeles County

                                [Mountain Chart]

                                [GRAPHIC OMITTED]

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                                                             WAKEFIELD(R)
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
                                       Los Angeles County Office Market Analysis
================================================================================

      The prolific new office development during 1982 through 1991 resulted in fundamental shifts in the Los Angeles County office market. The most significant changes include the exodus of major insurance companies and corporations from the Mid-Wilshire District to more suburban locations such as Warner Center and Glendale during the 1980s, and the movement of some entertainment firms from Hollywood and Beverly Hills to areas such as Burbank (North Los Angeles), Woodland Hills/Warner Center (North Los Angeles), or Culver City and Santa Monica (West Los Angeles). These shifts have involved relocations within the Los Angeles County marketplace, and most of the current markets have emerged as separate, viable office locations during the past decade. The established Los Angeles County office markets as of 1980 consisted of downtown Los Angeles, the Mid-Wilshire sector, Pasadena, Beverly Hills, Century City, and the Ventura Boulevard corridor in the San Fernando Valley. Approximately 55 percent of the total existing office development in Los Angeles County has been completed during the period since 1982.

      A number of the current major office markets or submarkets were effectively created during roughly the past decade. Most of the development in the following markets (total current supply in parenthesis) has been completed since 1980: Warner Center (5,349,550 square feet) Burbank/Universal City (6,018,660 square feet), Glendale (5,184,022 square feet), Brentwood (3,254,337 square feet), Culver City/Westchester (3,643,649 square feet), and Long Beach (7,359,198 square feet). Much of the development in the Glendale, Burbank, Culver City, and downtown Long Beach office markets was assisted to varying degrees by government agencies, including redevelopment agencies. Significant assistance (political and/or financial) by government agencies also increased the office development in previously established markets such as downtown Los Angeles and Pasadena. Prior to about 1980 several of these alternative office locations either did not exist or the available supply in the market was not sufficient to represent serious competition for the established office markets. The existence of a number of alternative office market locations within the Los Angeles basin is a significant consideration in analyzing historical vacancy and rental trends in the individual markets prior to 1982 for the purpose of projecting future performance.

      Future Competitive Supply
      Future competitive office development in the Los Angeles County markets is restricted by two primary factors: 1) economic conditions - the current financial infeasibility of most new development and the absence of available financing for office development of new office properties; and 2) political conditions - the governmental restrictions limiting new development. Although the economic factors limiting development, which are based on lending restrictions and economic infeasibility under current leasing conditions and effective rental rates, represent the primary reason for limited new development in the recent, past and near future, the political constraints on new development as the most significant factor limiting new competitive office supply in a number of the markets and market for the long term.

      1) Economic Constraints

================================================================================


                                        3
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

 SUMMARY OF DEVELOPMENT CONSTRAINTS (POLITICAL)
       LOS ANGELES AREA OFFICE MARKETS

 Location                          Development Control

 Suburban North
 Burbank                           Specific Plan

 San Fernando Valley               Specific Plan
                                   Ventura Boulevard Specific Plan/Proposition U
                                   Warner Center Specific Plan

 Westside

     Park Mile                     Specific Plan
     Miracle Mile                  Interim Control Ordinance

     Beverly Hills                 Restrictive Zoning
     Westwood                      Specific Plan
     Brentwood                     Proposition U/Specific Plan

     West Los Angeles              Proposition U/Traffic Control Ordinances
     Santa Monica                  Restrictive Zoning/Specific Plan
     Century City                  Specific Plans

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

                                       Los Angeles County Office Market Analysis
================================================================================

      Market rental rates in most Los Angeles County submarkets are currently below (to varying degrees) the levels required to justify new Class A office development. The current (2nd Quarter, 1997) weighted average asking rental rate for all direct office space availabilities in Los Angeles County is $19.00 per-square-foot annually, predominately full service gross.
The individual sectors have weighted average rental rates (asking) from $17.12 to $23.53 per-square-foot.

      New construction costs for mid to high-rise office buildings vary by market location and underlying land cost. The relative strength of the markets in terms of tenant demand and the "spread" between the rents required support new development and the current market rental levels in the various markets fluctuates considerably, but virtually no new speculative office construction has occurred in Los Angeles County markets since 1992.

      2) Political Constraints
      Other than the downtown market and the South Los Angeles market area, nearly every sector of the City of Los Angeles and adjacent suburban cities with a meaningful office market has implemented restrictions on new development, tied to political factors, traffic mitigation and other infrastructure issues. These restrictions will negatively impact the political feasibility of significant amounts of new office construction under any future economic office market scenario. The accompanying exhibit summarizes Los Angeles area markets with meaningful political constraints on development currently in place or pending. The specific plans are based on automobile "trips" (costs associated with traffic mitigation costs) or other criteria (typically tied to infrastructure). The political influence of the homeowners groups, which typically have active slow- or no-growth philosophies toward new development, is strong and has increased considerably during the past decade.

      In addition to typical zoning and planning issues, new development of significant size and scope within specific plan areas will require substantial additional entitlement fees to be paid prior to approval for new development. The fees are usually based on the anticipated new traffic generated by a proposed project, and the costs are assessed based on square footage and use. The "prime" westside markets, including Westwood, Century City, Brentwood, and Santa Monica have substantial fees for new development, as does the Miracle Mile District, and the Ventura Boulevard corridor of the San Fernando Valley (including Encino and Woodland Hills).

      The most significant political constraint on new competitive office supply in the City of Los Angeles markets has been Proposition U, which was passed in 1986 and down-zoned all Height District properties in the City of Los Angeles. Known also as Ordinance No.161684, Proposition "U" amended the zoning code for all areas of the City of Los Angeles to include height district designations ranging from 1 to 4, with much of the city downzoned to height district No. 1. Properties within this designation are limited to a maximum of 3 stories or 45 feet in height. The "wave" in new high-rise construction during the latter portion of the last decade (the 1980's) was in part accelerated by developers and lenders who hurried high-rise office developments through the planning and development stages before the sites were downzoned.

================================================================================


                                        4
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

                                       Los Angeles County Office Market Analysis
================================================================================

Properties in the downtown Los Angeles market area are not within this height classification, but most other areas of the City have been impacted, including West Los Angeles and the Ventura Boulevard corridor of the San Fernando Valley. The portions of the City most directly effected by Proposition U and the specific plans summarized on the chart are generally the most affluent, prestigious residential areas, and office buildings in these locations have typically commanded some of the highest rental rates in the County. These areas also experienced some of the greatest levels of new development during the previous decade (1980's). The concerns of the surrounding residential communities over the increasing traffic and the decline in the overall quality of life has led to the formation of a number of politically influential homeowner's groups that can be described as actively anti-development. Although there are some political and governmental controls on future development in the downtown market area, the number of projects currently entitled for development or "in the pipeline" for approval is substantial, and the surrounding residential base is not as organized, active, or apparently as influential as the more affluent communities situated in the west and north Los Angeles County markets.

     Probable Future Development Activity
     As discussed above the economic and political constraints on new office development have resulted in virtually no new office construction in Los Angeles County markets since 1992. The "spread" between current market rental rates and the rents required to justify new development varies from submarket to submarket. The highest rental rates in the county are currently achieved in the "Tri-Cities" markets and the prime westside Los Angeles markets. These markets are driven by entertainment industry tenants whose expansion in recent years has led to lower vacancy levels and higher rental rates. There are several prime development sites in the Glendale and Burbank markets which are proposed for near-term multi-tenant office development. Owner-user projects such as the Dreamworks animation facility in Glendale or "redevelopment" projects such as the former Lockheed "Skunkworks" facility in Burbank for a major entertainment industry tenant commenced during the second half of 1996. Build-to-suit activity for Dreamworks studios and related businesses in the Playa Vista area of west Los Angeles may occur during 1998-1999. Rental rates for office space in selected westside markets such as Santa Monica are approaching replacement cost levels, and new developments on entitled sites such as the Arboretum and Water Garden Phase II in Santa Monica are expected occur in 1998. In terms of speculative office development potential, however, substantial market rental "spikes" will be required before new speculative office development can occur in most Los Angeles County markets.

     Vacancy
     The landlord-direct vacancy rate for Los Angeles County office markets was
17.6 percent, based on 29,924,340 square feet available for lease at the end of 2nd quarter, 1997. Our review of the data on a submarket by submarket basis indicates there are isolated submarkets that experienced considerably lower direct vacancy levels than the countywide figure, such as Universal City and the Burbank Media District. Several markets within Los Angeles County, with the exception of the Tri-Cities area and the westside area, have direct vacancy rates above 15 percent, and some have current direct vacancy levels in the range of

================================================================================


                                      5
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================

                          OFFICE MARKET VACANCY TRENDS
                               Los Angeles County

----------------------------------------------------------------------------------------------
                      Including L.A. Central/Downtown          Excluding L.A. Central/Downtown
                               Vacancy Rates                           Vacancy Rates
Year    Quarter       Direct     Sublease     Overall         Direct      Sublease      Overall
---------------       -------------------------------         ---------------------------------
1991    4th Qtr       19.0%        3.6%         22.6%          19.2%         3.3%         22.5%
---------------       -------------------------------         ---------------------------------
1992    4th Qtr       19.4%        3.5%         22.9%          18.9%         2.7%         21.6%
---------------       -------------------------------         ---------------------------------
1993    4th Qtr       18.8%        3.8%         22.5%          18.4%         3.0%         21.4%
---------------       -------------------------------         ---------------------------------
1994    4th Qtr       18.7%        3.1%         21.8%          17.3%         2.3%         19.5%
---------------       -------------------------------         ---------------------------------
1995    4th Qtr       18.7%        2.3%         21.0%          17.0%         2.4%         19.4%
---------------       -------------------------------         ---------------------------------
1996    4th Qtr       17.4%        2.3%         19.8%          15.3%         2.2%         17.6%
---------------       -------------------------------         ---------------------------------
1997    2nd Qtr       17.6%        2.4%         20.0%          15.4%         2.0%         17.4%
---------------       -------------------------------         ---------------------------------

                             Vacancy Ratio Bar Graph

                                [GRAPHIC OMITTED]

================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                       Los Angeles County Office Market Analysis
================================================================================

20 percent. The previous Los Angeles County Office Market Statistics chart illustrates the vacancy breakdown by sector.

      Excluding two small submarkets in the northwest portion of Los Angeles County which overlap with portions of eastern Ventura County (Calabasas and Agoura Hills), there is a direct correlation between the submarket locations which have attracted tenants from the entertainment industry, and the submarkets which are experiencing the lowest vacancy rates and highest rental rates in Los Angeles County. The preferred submarket locations for entertainment tenants and the 2nd quarter, 1997 vacancy rates are shown below.

      Office Market                               2nd Qtr 1997 Direct Vacancy
      -------------                               ---------------------------
      North Los Angeles

      Burbank Media District                                 0.8%
      Universal City/Studio City                             1.6%
      Glendale                                              11.3%

      Westside Los Angeles

      Beverly Hills/Century City                            11.8%
      Westwood                                               9.5%
      Santa Monica                                          12.2%


      Other markets, particularly areas situated adjacent to the most desirable submarkets listed above have benefited directly and indirectly from the expansion of the entertainment industry in Los Angeles County.

      Including sublease availabilities the overall Los Angeles County office market vacancy level was 20.0 percent as of 2nd quarter, 1997, which compares with 21.0 percent as of year-end, 1995 and the 21.8 percent overall vacancy level at the end of 1994. The sublease marketplace became a more important component of the overall office leasing market during the first few years of this decade, particularly within the downtown Los Angeles market, as the national economic recession and other factors led to business consolidation and mergers. Many types of businesses were affected, including major law and accounting firms, aerospace firms, high-tech firms, energy firms, telecommunications companies, financial services firms, insurance companies, and banks and savings and loans. The oversupply of office space during the first portion of this decade led to additional sublease availabilities as developers assumed existing tenant obligations for space in other buildings prior to the termination of the tenant's previous lease. Although sublease space was previously a secondary competitive marketplace for short-term lease requirements or tenants with questionable credit ratings, a few office markets in Los Angeles County continue to have sublease markets that compete effectively with landlord direct space, which in turn applies additional downward pressure on rents for direct office space. As shown the exhibit, "Office Market Vacancy Trends", the overall Los Angeles County market has experienced a slow, gradual improvement in direct and sublease vacancy levels during the period from fourth quarter, 1991 through fourth quarter 1995.

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                                      6
                                                             CUSHMAN &
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                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                       Los Angeles County Office Market Analysis
================================================================================

      The improvement during 1996 was more substantial, with countywide direct and overall vacancy rates declining by 1.3 percent each. The Central Los Angeles office sector, which includes downtown Los Angeles and the Mid-Wilshire corridor, has experienced higher vacancy levels than the remainder of the county. As shown on the vacancy trends exhibit, when Central Los Angeles is excluded from the analysis, the 2nd quarter, 1997 direct and overall vacancy levels are 14.9 percent and 16.8 percent, respectively, or 270 and 320 basis points lower than the figures for the total county.

Employment
      Although the aerospace sector of the economy has continued to consolidate during the past five years, other areas of the Los Angeles economy, including the entertainment industry, international trade, and the business services segments have emerged as major sources of employment and catalysts for growth. The increasing number of distribution channels for entertainment and educational programming, and the growing demand for interactive media, has created new marketing opportunities for the television, motion picture, and computer software industries in the greater Los Angeles area. The Ports of Los Angeles and Long Beach have solidified their position as the busiest ports in the country in terms of annual cargo volumes, which in turn has driven employment gains in trade-related sectors of the economy. Driven by these and other business sectors, countywide unemployment levels have decreased significantly from peak levels experienced during the early portion of the 1990's. The following chart illustrates the dramatic improvement in the California and the Los Angeles County and City employment levels during the period from 1993 through 1996.

                                Employment Trends
                               (Average per year)

                       1992        1993        1994         1995        1998
------------------------------------------------------------------------------
STATE OF CALIFORNIA
Labor Force         15,404,255  15,359,518  15,461,830   15,475,415  15,596,139
Emp1oyment          13,973,304  13,918,275  14,132,936   14,205,866  14,469,924
Unemployment         1,430,951   1,441,243   1,328,895    1.209,609   1,126,215
Unemployment Rate          9.3%        9.4%        8.6%         7.8%        7.3%
------------------------------------------------------------------------------
LOS ANGELES COUNTY
Labor Force          4,503,804  4,404,104    4,366,207    4,359,656   4,415,428
Employment           4,062,416  3,970,748    3,957,037    4,016,191   4,052,561
Unemployment           441,388    433,356      409,170      343,465     362,867
Unemployment Rate          9.8%       9.8%         9.4%         7.9%        8.2%
------------------------------------------------------------------------------
LOS ANGELES CITY
Labor Force          1,815,313  1,775,228    1,768,612    1,760,755   1,755,638
Employment           1,614,309  1,577,882    1,581,236    1,603,594   1,610,392
Unemployment           201,004    197,346      187,376      157,161     165,246
Unemployment Rate         11.1%      11.1%        10.6%         8.9%        9.3%


     The chart shows that the state and the county and city of Los Angeles continue to add jobs at a rate which has reduced the unemployment levels at an impressive pace, as summarized below.

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


Southern California
EMPLOYMENT & UNEMPLOYMENT TRENDS
=======================================================================================================
County Name                       1992           1993           1994           1995           1996
=======================================================================================================
STATE OF CALIFORNIA
     Labor Force                15,404,255     15,359,518    15,449,963     15,427,261      15,596,139
     Employment                 13,973,304     13,918,275    14,122,088     14,216,727      14,469,924
     Unemployment                1,430,951      1,441,243     1,327,875      1,210,534       1,126,215
     Unemployment Rate                 9.3%           9.4%          8.6%           7.8%            7.2%
-------------------------------------------------------------------------------------------------------
LOS ANGELES COUNTY
     Labor Force                 4,503,804      4,404,104     4,366,207      4,359,656       4,415,428
     Employment                  4,062,416      3,970,748     3,957,037      4,016,191       4,052,561
     Unemployment                  441,388        433,356       409,170        343,465         362,867
     Unemployment Rate                 9.8%           9.8%          9.4%          7.9%             8.2%
=======================================================================================================
-------------------------------------------------------------------------------------------------------
     UNEMPLOYMENT RATE                 1992           1993           1994          1995            1996
-------------------------------------------------------------------------------------------------------
     STATE OF CALIFORNIA               9.3%           9.4%          8.6%           7.8%            7.2%
-------------------------------------------------------------------------------------------------------
(1)  LOS ANGELES COUNTY                9.8%           9.8%          9.4%           7.9%            8.2%

                                      Source: U.S. Bureau of Labor Statistics / Local Area Unemployment
=======================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------


Local Area Unemployment Statistics
EMPLOYMENT & UNEMPLOYMENT
                                                                         Y-T-D 1997 Monthly Statistics
=======================================================================================================
County Name                       Jan            Feb            Mar              Apr             Average
=======================================================================================================
STATE OF CALIFORNIA
     Labor Force               15,671,563      15,720,487      15,748,108     15,736,732         15,719,223
     Employment                14,504,463      14,602,253      14,691,117     14,737,313         14,633,787
     Unemployment               1,167,100       1,118,234       1,056,991        999,419          1,085,436
     Unemployment Rate               7.4%            7.1%            6.7%           6.4%               6.9%
-------------------------------------------------------------------------------------------------------
LOS ANGELES COUNTY
     Labor Force                4,413,353       4,441,032       4,438,605      4,450,212          4,435,801
     Employment                 4,063,265       4,103,048       4,117,915      4,137,552          4,105,445
     Unemployment                 350,088         337,984         320,690        312,660            330,356
     Unemployment Rate               7.9%            7.6%            7.2%           7.0%               7.4%
=======================================================================================================
This data represents annual averages from cities with population totals over
26,000 and has not been seasonally adjusted
=======================================================================================================
-------------------------------------------------------------------------------------------------------
     UNEMPLOYMENT RATE                 Jan            Feb            Mar           Apr          Average
-------------------------------------------------------------------------------------------------------
     STATE OF CALIFORNIA               7.4%           7.1%          6.7%           6.4%            6.9%
-------------------------------------------------------------------------------------------------------
(1)  LOS ANGELES COUNTY                7.9%           7.6%          7.2%           7.0%            7.4%

                                      Source: U.S. Bureau of Labor Statistics / Local Area Unemployment
=======================================================================================================

CA & LA '97 Mnthly Basis

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Local Area Unemployment Statistics
EMPLOYMENT & UNEMPLOYMENT


=================================================================================================================================
      County Name                 Jan        Feb        Mar       Apr        May        Jun         Jul       Aug         Sep
=================================================================================================================================
STATE OF CALIFORNIA
         Labor Force          15,397,187 15,441,959 15,409,521 16,336,365 15,384,210 15,466,483 15,662,745 15,673,426 15,615,338
         Employment           14,130,468 14,171,540 14,215,227 14,201,386 14,292,786 14,360,241 14,461,094 14,576,098 14,552,819
         Unemployment          1,286,719  1,270,419  1,194,294  1,134,979  1,091,424  1,126,242  1,201,651  1,097,328  1,062,519
         Unemployment Rate           8.2%       8.2%       7.8%       7.4%       7.1%       7.3%       7.7%       7.0%       6.8%
---------------------------------------------------------------------------------------------------------------------------------
LOS ANGELES COUNTY
          Labor Force          4,371,125  4,403,780  4,384,444  4,350,705 4,369,310   4,354,515 4,435,296  4,450,580  4,465,563
          Employment           4,004,503  4,030,460  4,019,006  3,994,321 4,009,307   3,991,207 4,024,372  4,602,662  4,126,196
          Unemployment           366,622    373,320    365,438    356,364   360,003     363,308   404,924    368,918    339,367
          Unemployment Rate          8.4%       8.5%       8.3%       8.2%      8.2%        8.3%      9.1%       8.3%       7.6%
=================================================================================================================================

                                                       1996 Monthly Statistics

============================================================================
                                    Oct        Nov      Dec        Average
============================================================================
STATE OF CALIFORNIA
         Labor Force          15,646.942 15,597,395 15,446,176   15,513,779
         Employment           14,611,586 14,536,900 14,483,181   14,373,850
         Unemployment          1,035,356  1,060,495    962,995    1,140,130
         Unemployment Rate           6.6%       6.8%       6.2%         7.3%
----------------------------------------------------------------------------
LOS ANGELES COUNTY
          Labor Force         4,446,988  4,424,715  4,382,491    4,405,184
          Employment          4,117,950  4,095,936  4,087,887    4,110,538
          Unemployment          329,038    328,779    294,604      359,646
          Unemployment Rate         7.4%       7.4%     6.7%           8.2%
============================================================================

* This data represents annual averages from cities with population totals over 25,000 and has not been seasonally adjusted



================================================================================================================================
--------------------------------------------------------------------------------------------------------------------------------
     UNEMPLOYMENT RATE           Jan      Feb      Mar     Apr      May    Jun    Jul    Aug    Sep    Oct   Nov   Dec   Average
--------------------------------------------------------------------------------------------------------------------------------
     STATE OF CALIFORNIA         8.2%     8.2%     7.8%    7.4%     7.1%   7.3%   7.7%   7.0%   6.8%   6.6%  6.8%  6.2%   7.3%
--------------------------------------------------------------------------------------------------------------------------------
(1)  LOS ANGELES COUNTY          8.4%     8.5%     8.3%    8.2%     8.2%   8.3%   9.1%   8.3%   7.6%   7.4%  7.4%  6.7%   8.2%

                                                               Source: U.S. Bureau of Labor Statistics / Local Area Unemployment
================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------


Employment Statistics
Woods & Poole Economics, Inc.
====================================================================================================================================

                                       1970        1980         1990         1994         1996         1997         1998        2000
====================================================================================================================================
Los Angeles County
Farm                                   7.63         8.40       11.62         8.12          8.05       8.04          8.02        7.97
Agricultural Services, Other          17.31        29.88       27.86        29.19         29.26      29.03         20.82       28.45
Mining                                12.51        15.90       13.16         9.17          6.77       6.73          8.68        8.58
Construction                         127.92       153.00      214.05       168.01        178.13     177.04        177.34      178.13
Manufacturing                        824.30       938.63      894.03       683.12        675.01     669.12        663.45      652.75
Transport Comm., & Public Uti        182.11       214.14      248.48       235.13        241.16     240.51        239.28      237.04
Wholesale Trade                      208.38       288.98      339.45       288.89        303.07     303.46        302.96     302.25
Retail Trade                         520.99       647.26      789.31       702.52        722.70     720.88        716.93      709.89
Finance, Ins., & R.E.                279.50       382.57      484.31       412.40        418.21     422.39        425.57      432.13
Services                             750.49     1,134.26    1,784.03     1,717.53      1,801.57   1,820.87      1,836.17    1,867.58
Federal Civilian Govt.                72.68        74.74       74.62        68.77         69.46      70.31         70.18       69.93
Federal Military Govt.                45.88        29.73       43.02        28.34         27.47      27.04         27.04       27.04
State and Local Govt.                332.57       403.57      454.71       466.23        472.67     473.02        472.09      470.80
------------------------------------------------------------------------------------------------------------------------------------
   Total                           3,382.25     4,319.04    5,378.83     4,817.42      4,953.53   4,970.44      4,976.55    4,992.54
------------------------------------------------------------------------------------------------------------------------------------


==============================================================================================================================
                                            CAGR         CAGR         CAGR        CAGR          CAGR        CAGR          CAGR
                                         1970-80      1980-90      1990-94   1994-1996     1996-1997    1997-1998    1998-2000
==============================================================================================================================
Farm                                       0.97%        3.30%       -3.52%      -0.09%        -0.01%       -0.02%       -0.06%
Agricultural Services, Other               5.60%       -0.69%        0.47%       0.02%        -0.08%       -0.07%       -0.13%
Mining                                     2.43%       -1.87%       -3.55%      -0.45%        -0.05%       -0.06%       -0.12%
Construction                               1.81%        3.41%       -2.39%       0.47%         0.05%        0.02%        0.04%
Manufacturing                              1.31%       -0.49%       -2.65%      -0.12%        -0.09%       -0.09%       -0.16%
Transport Comm., & Public Uti              1.63%        1.50%       -0.55%       0.25%        -0.03%       -0.05%       -0.09%
Wholesale Trade                            3.25%        1.69%       -1.60%       0.48%         0.01%       -0.02%       -0.02%
Retail Trade                               2.19%        2.00%       -1.16%       0.26%        -0.03%       -0.05%       -0.10%
Finance, Ins., & R.E.                      3.19%        2.39%       -1.59%       0.14%         0.10%        0.08%        0.15%
Services                                   4.22%        4.63%       -0.38%       0.48%         0.11%        0.08%        0.17%
Federal Civilian Govt.                     0.28%       -0.02%       -0.61%       0.10%         0.12%       -0.02%       -0.04%
Federal Military Govt.                    -4.25%        3.76%       -4.09%      -0.31%        -0.16%        0.00%        0.00%
State and Local Govt.                      1.95%        1.20%        0.25%       0.14%         0.01%       -0.02%       -0.03%
------------------------------------------------------------------------------------------------------------------------------
   Total                                   2.48%        2.22%       -1.10%       0.28%         0.03%        0.01%        0.03%
------------------------------------------------------------------------------------------------------------------------------

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                       Los Angeles County Office Market Analysis
================================================================================

                                        Unemployment              Unemployment
                                        Average 1993              Average 1996
                                        ------------              ------------
      State of California:              9.4%                      7.3%
      Los Angeles County:               9.8%                      8.2%
      City of Los Angeles:              11.1%                     9.3%

      Although the annual unemployment data above shows the overall improvements in the economy in California and Los Angeles since 1993, an analysis of the data on a monthly basis indicates the trend in increased employment has accelerated during the 16-month period from January, 1996 through April, 1997. The accompanying exhibit summarizes the employment and unemployment data for the State of California and Los Angeles County on a monthly basis during this timeframe. The exhibit demonstrates that the Los Angeles County unemployment levels declined steadily during 1996, and this trend has continued during the first four months of 1997. The chart below compares the unemployment rates for Los Angeles County during January through April, 1996 versus 1997.

                   Los Angeles County Unemployment Statistics
                                1996 versus 1997

Month:               January   February   March    April    4-Month Average
      1996           8.4%      8.5%       8.3%     8.2%           8.4%
      1997           7.9%      7.6%       7.2%     7.0%           7.4%
                     ----      ----       ----     ----           ----
      Difference:    0.5%      0.9%       0.9%     1.2%           1.0%

      The economic recovery in the Los Angeles County region has continued to stimulate new employment growth. The accompanying exhibit "Employment by Sector" shows the historical and projected employment breakdown by sector for Los Angeles County, based on data provided by Woods & Poole Economics, Inc. The three major employment sectors in the county are 1) services; 2) trade; and 3) manufacturing.

Gross Leasing Activity
      Cushman & Wakefield defines gross leasing activity as the first sum of all completed leasing transactions including subleasing but excluding renewals. The accompanying graph illustrates the pattern in net absorption and gross leasing activity for the combined Los Angeles County office marketplace on a annual basis since 1990. The leasing activity includes assumed leases and other factors, and does not represent net absorption, which is one indication of new demand. Over the six-year period 1990 through 1995 total leasing activity remained fairly stable, ranging generally from 17 to 19 million square feet. The net absorption figures fluctuated considerably during the same timeframe, however, ranging from nearly negative one million square feet during 1994 to more than positive eight million square feet during 1990. The 1996 data shows an increase in net absorption above 1992 through 1995 figures in conjunction with a decline in total gross leasing activity. Expressed as a percentage of total gross leasing activity, the 4.1 percent figure for net absorption during 1996 suggests a return to the trend during the first two years of the decade in which new leasing activity involved new tenants

================================================================================


                                      8
                                                             CUSHMAN &
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

                    Net Office Absorption vs Leasing Activity

                               LOS ANGELES COUNTY

----------------------------------------------------------------------------------------------------------------------------
                          Net Office Absorption        Leasing Activity (SF)        Net Office Absorption / Leasing Activity
----------------------------------------------------------------------------------------------------------------------------
          1990                        8,258,928                  18,950,547                                            43.6%
          1991                        2,261,311                  18,648,618                                            12.1%
          1992                           (5,207)                 16,905,261                                             0.0%
          1993                         (248,158)                 17,561,649                                            -1.4%
          1994                         (997,235)                 17,459,183                                            -5.7%
          1995                          272,154                  18,535,438                                             1.5%
          1996                        1,533,675                  15,404,462                                            10.0%
----------------------------------------------------------------------------------------------------------------------------
Annual Average                        1,582,210                  17,637,880                                             9.0%
----------------------------------------------------------------------------------------------------------------------------

              Net Office Absorption vs Leasing Activity Line Chart

                                [GRAPHIC OMITTED]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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

                                       Los Angeles County Office Market Analysis
================================================================================

moving to the market rather than current tenants relocating between different buildings. Since the data excludes renewal leasing activity, the 1996 data also suggests the possibility that tenant renewals are occurring at a higher percentage than during 1992 through 1995. Considered as one indication, the exhibit suggests a positive trend toward strengthening of the county office market.

      Net Absorption
      Cushman & Wakefield calculates net absorption based on net change in directly occupied office space. The chart on the accompanying page summarizes the annual trends in net office absorption for Los Angeles County during the period 1990 through 1996. Net absorption declined sharply from 1990 to 1992, from positive absorption of 2.3 million square feet in 1991 to negative absorption in 1992. Following negative absorption in 1993 and 1994 county-wide net absorption increased to 272,154 square feet during 1995 and 1,533,675 in 1996. The Los Angeles Central office markets posted substantial negative net absorption from 1992 to 1995.

      The net absorption figures discussed above are based on the net change in direct occupied office space. This calculation does not include changes in the sublease availabilities. The 2nd quarter, 1997 sublease availabilities in Los Angeles County totaled 3,977,298 square feet, or 11.8 percent of the Los Angeles County total available (for lease) office supply. Although several submarkets have substantial sublease availabilities, the downtown Los Angeles market represents the greatest single component of this supply, with approximately 1.4 million square feet or 35 percent of the countywide sublease space. As noted previously, however, the sublease supply has decreased gradually from 3.6 percent at the end of fourth quarter, 1991 to 1.9 percent at the end of 2nd quarter, 1997.

      The chart below shows the cumulative oversupply of office space added to the Los Angeles County office market since 1990.

================================================================================
                       SF                 SF                 SF
       Year            New Construction   Net Absorption     Oversupply
--------------------------------------------------------------------------------
       1990            6,690,483          8,258,928          (1,568,445)
--------------------------------------------------------------------------------
       1991            7,977,729          2,261,311           5,716,418
--------------------------------------------------------------------------------
       1992            1,897,805             (5,207)          1,903,012
--------------------------------------------------------------------------------
       1993                    0           (248,158)            248,158
--------------------------------------------------------------------------------
       1994                    0           (997,235)            997,235
--------------------------------------------------------------------------------
       1995              180,700            272,154             (91,454)
--------------------------------------------------------------------------------
       1996                    0          1,533,675          (1,533,675)
--------------------------------------------------------------------------------
     Totals           16,716,717         11,075,468           5,671,249
================================================================================

      Conclusions - Los Angeles County Office Market
      The commercial office real estate market in Los Angeles has experienced a significant transformation during roughly the past 20-year period. Los Angeles has grown from a regional

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================================================================================

                                  OFFICE MARKET
                              Net Absorption Trends
                               Los Angeles County

================================================================================
                 Including Los Angeles               Excluding Los Angeles
                   Central  Downtown                   Central  Downtown
                   Net Absorption (SF)                 Net Absorption (SF)
========        =======================           ==============================
  Year                    YTD                                 YTD
  1991                 2,261,311                            882,518
  1992                    (5,207)                           251,057
  1993                  (248,158)                            55,268
  1994                  (997,235)                           234,566
  1995                   275,718                            987,470
  1995                 1,533,675                          1,276,646
  2Q97                  (322,309)                           241,185
========        =======================           ==============================


                            Net Absorption Bar Chart

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                                       Los Angeles County Office Market Analysis
================================================================================

(southern California) business center to a financial center for the western United States and the international focus for trade and financial relations with the Pacific Rim countries. The factors influencing this transformation include global, national, and regional trends and events.

      The national and regional economic recession during the period from roughly the third quarter, 1990 through 1993 exacerbated the oversupply conditions established during the past decade. The historically strong net new demand for office space declined significantly, with most office markets experiencing flat or negative office space absorption during the past few years. Financing for new speculative developments was virtually unavailable, but new development continued to 1992 based upon previous construction lending commitments. About 10 million square feet of new office supply was completed during 1991 and 1992.

      Several submarkets in Los Angeles County office market provided initial signs of recovery during 1993 and 1994, and have continued to tighten during 1995, 1996, and year-to-date 1997, particularly the Tri-Cities and prime westside markets. The level of office building investment activity increased substantially during the past 24 months in Los Angeles County. Most submarkets experienced declining direct and overall vacancy rates during 1994 through 1996. Gross leasing activity remained stable on a countywide basis, and all markets excluding the Los Angeles Central Sector experienced positive absorption during 1995 and 1996. On a submarket by submarket basis several individual markets appear to be steadily improving and are currently experiencing strong absorption, occupancy levels and value increases.

      As shown in previous charts, the Los Angeles County office market, particularly when the Central sector is isolated from the remainder of the county, appears positioned for a continued, stable improvement in occupancy levels. Modest to strong absorption levels combined with minimal new construction has resulted in a gradual decline in vacancy levels over the past four years. Including all markets the direct vacancy level in the country has declined from 19.4 percent as of year-end 1992 to 17.6 percent as of year-end, 2nd quarter, 1997. The employment growth in several markets, particularly the entertainment industry (including the film and recording industries), has enabled several submarkets to outperform the county as a whole during the past several years. The submarkets which have most directly benefited from the growth of the entertainment industry include Burbank and Glendale in the North Los Angeles sector, and the westside markets of Beverly Hills, the Miracle Mile, Century City, Santa Monica, West Los Angeles, and Culver City. The office locations adjacent to these submarkets and Class "B" buildings in these submarkets have benefited from "overflow" demand from entertainment industry tenants, and have also attracted tenants from other businesses who have been driven from Class A buildings in the prime submarkets by higher rental rates.

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                                Los Angeles West
                          MARKET & SUBMARKET STATISTICS
                         End of the 2nd Quarter of 1997


                                                                          Direct                  Overall
                                                Number           Direct  Vacancy         Overall  Vacancy Net Absorption    Wtd.Avg.
Maket / Submarket                  Inventory  of Bldgs   Availabilities     Rate  Availabilities     Rate       YTD 1997 Rental Rate
====================================================================================================================================
PARK MILE/WEST HOLLYWOOD           9,630,626        77        2,102,381     21.8%      2,372,786    24.8%         17,805      $18.83
====================================================================================================================================
 1 Park Mile                       1,079,452        11          248,516     23.0%        248,516    23.0%         31,328      $15.60
 2 Miracle Mile                    4,676,240        21        1,144,709     24.5%      1,372,275    29.3%          6,519      $20.64
 3 Hollywood                       2,576,475        30          562,089     21.8%        594,418    23.1%        (63,166)     $14.88
 4 West Hollywood                  1,298,459        15          147,067     11.3%        157,577    12.1%         37,124      $25.32
====================================================================================================================================
BEVERLY HILLS/CENTURY CITY        14,363,192        89        1,695,333     11.8%      1,934,559    13.5%          7,213      $24.87
====================================================================================================================================
 5 Beverly Hills                   5,511,137        63          753,348     13.7%        817,733    14.8%         39,322      $25.80
 6 Century City                    8,852,055        26          941,985     10.6%      1,116,826    12.6%        (32,109)     $24.12
====================================================================================================================================
WESTWOOD/WEST LOS ANGELES         17,304,476       139        2,257,421     13.0%      2,721,544    15.7%        162,781      $25.83
====================================================================================================================================
 7 Westwood                        4,084,735        21          389,648      9.5%        470,466    11.5%         47,721      $30.24
 8 Brentwood                       3,254,337        23          380,725     11.7%        443,154    13.6%         38,616      $25.80
 9 Santa Monica                    6,005,655        58          730,707     12.2%      1,023,861    17.0%          8,600      $28.08
10 Pacific Palisades                 160,407         3           38,233     23.8%         38,233    23.8%         (4,277)     $24.24
11 West Los Angeles                3,799,342        34          718,108     18.9%        745,830    19.6%         72,121      $21.24
====================================================================================================================================
MARINA AREA/CULVER CITY/LAX        8,954,305        63        1,586,563     17.7%      1,756,143    19.6%        133,307      $15.12
====================================================================================================================================
12 Marina Del Rey/Venice/Mar Vista 1,104,431        11           75,222      6.8%        149,841    13.6%         24,569      $19.56
13 Culver City/Westchester         3,643,649        32          431,949     11.9%        496,084    13.6%          6,523      $17.64
14 Los Angeles Airport             4,206,225        20        1,079,392     25.7%      1,110,218    26.4%        102,215      $13.80
------------------------------------------------------------------------------------------------------------------------------------
    TOTAL                         50,252,599       368        7,641,698     15.2%      8,785,032    17.5%        321,105      $21.41
====================================================================================================================================

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                                                             WAKEFIELD(R)
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

                                         Los Angeles West Office Market Analysis
================================================================================

      Market Overview
      The Westside Los Angeles market is comprised of 14 distinct submarkets within four separate sectors. These sectors function, to a degree, independently of one another, despite their close proximity.

      The following chart shows the division of the four sectors into the 14 submarkets. For this market study we have included the Los Angeles International Airport (LAX) submarket within the larger Los Angeles West market area. The LAX submarket is situated immediately adjacent to the southerly boundary of the Marina Area/Culver City sector of the Los Angeles West market. As discussed in the following sections, the gradual tightening of the prime westside submarkets is expected to result in "overflow" demand for more peripheral westside office submarket locations such as the LAX area.

      Sector 1:
        1 -   Park Mile
        2 -   Miracle Mile
        3 -   Hollywood
        4 -   West Hollywood

      Sector 2:
        5 -   Beverly Hills
        6 -   Century City

      Sector 3:
        7 -   Westwood
        8 -   Brentwood
        9 -   Santa Monica
        10 -  Pacific Palisades
        11 -  West Los Angeles

      Sector 4:
        12 -  Marina Del Rey\Venice
        13 -  Culver City\Westchester
        14 -  Los Angeles Airport/LAX

      These sectors are differentiated according to location and access, market perception and tenant appeal, improvement quality, and rental rates. The combined Westside Los Angeles market contained 50,252,599 square feet of office area in 368 buildings as of the end of 2nd quarter, 1997. There were 7,641,698 square feet available for direct lease in the overall Westside office market, indicating a 15.2 percent direct vacancy rate. Including sublease availabilities, the overall vacancy rate is 17.5 percent. Excluding the LAX submarket the direct and overall vacancy rate for Westside Los Angeles are 14.3 percent and 16.7 percent, respectively.

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                                [GRAPHIC OMITTED]

                               MAP OF LOS ANGELES

                                         Los Angeles West Office Market Analysis
================================================================================

      The accompanying Market and Submarket Statistics exhibit and map provide an overview of the 2nd quarter, 1997 office market for the Westside. The Westside market is widely acknowledged as the most desirable office location in Los Angeles County. This area includes the upscale residential locations of Beverly Hills, Bel Air, Brentwood, Westwood, and Santa Monica, and is home for many of the executives in the greater Los Angeles area. The Westside office market is the preferred location for tenants from the entertainment industry, and is the headquarters location for numerous advertising agencies. Major components of the tenant base in the Westside office market also include law, accounting, and financial services firms, as well as high-tech companies, foreign consulates, and corporate tenants.

      The expansion of the entertainment industry combined with the continued improvement in the Los Angeles economy since 1995 has created positive absorption for the Westside office markets. This positive absorption in conjunction with the absence of new development in the Westside markets since 1991 has led to declining vacancy rates and increasing rental rates.

     The chart below summarizes the direct and overall vacancy trends as of year-end 1989 through 1996. The 1997 data reflects end of 2nd quarter figures, and excludes LAX.

     ============================================================
     Year-End              Direct Vacancy         Overall Vacancy
     ============================================================
        1989                   12.1%                   15.1%
     ------------------------------------------------------------
        1990                   15.9%                   19.6%
     ------------------------------------------------------------
        1991                   19.3%                   23.7%
     ------------------------------------------------------------
        1992                   19.7%                   22.1%
     ------------------------------------------------------------
        1993                   19.0%                   21.4%
     ------------------------------------------------------------
        1994                   17.4%                   19.2%
     ------------------------------------------------------------
        1995                   17.6%                   19.4%
     ------------------------------------------------------------
        1996                   14.2%                   17.2%
     ------------------------------------------------------------
        1997(2nd Qtr.)         14.3%                   16.7%
     ============================================================


      The eight full years summarized above cover the period prior to and following the major economic recession which commenced during approximately the third quarter, 1990 (in the Los Angeles area). Direct vacancy levels increased from 12.1 percent as of the end of 1989 to 19.7 percent as of year-end 1992. Direct vacancy rates were relatively flat at or near their peak levels from 1991 through 1993, ranging from 19.0 percent to 19.7 percent prior to declining to the most recent 14.2 percent level as of year-end 1996. The absence of new development and the positive absorption levels during the past few years have resulted in a 5.5 percent decline in the direct vacancy rate in the combined westside markets since year-end 1992.

      The net absorption of office space in the westside market area increased from 341,627 square feet during 1995 to 1,400,620 during 1996. The 1996 figure represents the most significant positive absorption for the westside market area during this decade. As shown on the previous statistical exhibit the 1997 net absorption level through two quarters was 218,891 square feet. The positive absorption levels and the continued absence of new development

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                                         Los Angeles West Office Market Analysis
================================================================================

has resulted in continued declining vacancy rates and increasing rents, and larger contiguous "blocks" of space have become increasingly scarce.

      The relevant competitive westside office submarkets are discussed below.

Westwood/West Los Angeles Market
      The WestwoodIWest Los Angeles office sector of the larger westside Los Angeles market includes the following submarkets: Westwood, Brentwood, Santa Monica, West Los Angeles, and Pacific Palisades. Quoted annual per-square-foot rents for current available direct space within this sector have an overall weighted average of $25.67. The 2nd quarter, 1997 supply and vacancy figures for this office sector are shown in the following table.

      ==========================================================================
                          2nd Quarter Market Statistics
                     Westwood/West Los Angeles Sector
      ==========================================================================
       Submarket             2nd Quarter 1997   Direct Vacancy   Overall Vacancy
                                Supply (SF)
      --------------------------------------------------------------------------
       Westwood                  4,084,735           9.5%              11.5%
      --------------------------------------------------------------------------
       Brentwood                 3,254,337          11.7%              13.6%
      --------------------------------------------------------------------------
       Santa Monica              6,005,655          12.2%              17.0%
      --------------------------------------------------------------------------
       Pacific Palisades           160,407          23.8%              23.8%
      --------------------------------------------------------------------------
       West Los Angeles          3,799,342          18.9%              19.6%
      --------------------------------------------------------------------------
          Total                 17,304,476          13.0%              15.7%
      ==========================================================================

      The current combined direct vacancy level of 12.9 percent for these competitive westside markets compares with the following historical vacancy levels for these markets during the past six years (year-end figures).

                     ========================================
                     Westwood/West Los Angeles Office Sector
                     ========================================
                        Year-End               Direct Vacancy
                     ----------------------------------------
                          1991                     19.9%
                     ----------------------------------------
                          1992                     19.1%
                     ----------------------------------------
                          1993                     17.0%
                     ----------------------------------------
                          1994                     16.0%
                     ----------------------------------------
                          1995                     16.9%
                     ----------------------------------------
                          1996                     13.7%
                     ----------------------------------------
                      1997 (2nd Qtr.)              13.0%
                     ========================================

      The chart illustrates that the trend in declining vacancy rates during the period 1991 through 1995 accelerated significantly during 1996, with the year-end 1996 direct vacancy rate of 13.7 percent representing a 320 basis point decline in vacancy during a one-year period. The continued improvement in the area economy has resulted in tenant expansions and an 13

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                                         Los Angeles West Office Market Analysis
================================================================================

influx of new tenants to the Westside markets. Considered in conjunction with the absence of new construction, the increased demand during 1996 has had a measurable positive impact on occupancy levels and rental rates in the subject's primary competitive markets.

      The sharp decrease in vacancy in this sector during 1996 is attributable to the substantial positive net absorption during 1996, as shown in the following chart.

                     ========================================
                                Absorption Trends
                     Westwood/West Los Angeles Office Sector
                     ========================================
                          Year             Net Absorption (SF)
                     ----------------------------------------
                          1992                  362,174
                     ----------------------------------------
                          1993                  282,156
                     ----------------------------------------
                          1994                 (154,912)*
                     ----------------------------------------
                          1995                   67,888*
                     ----------------------------------------
                          1996                  545,368
                     ----------------------------------------
                     5-Year Total             1,102,674
                     ----------------------------------------
                     1997 (2 Qtrs.)             162,781
                     ========================================
    * Reflects re-categorization of space for damaged building

      The significant increase in net absorption in the most directly competitive office sector is consistent with the positive trend for the larger Westside office market, which experienced 1.4 million square feet of positive absorption during 1996. The combined effect of the substantial increase in net absorption and the continued lack of new construction has led to the current cycle of increasing rental rates. Refer to accompanying chart for a summary of net absorption figures in this office sector since 1984.

      Market Segmentation - Building Categories
      The office supply in the West Los Angeles/Westwood office sector includes a range in asset quality, which can be divided into three basic categories using qualitative criteria, including Class A, B, and C buildings. The following chart provides an overview of the 2nd quarter, 1997 vacancy and weighted average asking rental rates segmented for the three asset categories in this market:

                ====================================================
                       Westwood/West Los Angeles Sector
                           Office Market Segmentation
                ====================================================
                  Asset       No. Of      Supply (SF)        Direct
                 Category   Bldgs.(SF)                       Vacancy
                ----------------------------------------------------
                  Class A      53         9,137,332           10.1%
                ----------------------------------------------------
                  Class B      84         8,011,644           16.5%
                ----------------------------------------------------
                  Class C       2           155,500           10.7%
                ----------------------------------------------------
                  Totals      139        17,304,476           13.0%
                ====================================================

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                                         Los Angeles West Office Market Analysis
================================================================================

      The Class A segment of the primary competitive market has substantially lower vacancy rates and higher rental rates than the Class B and C segments. As shown in the chart above the 10.1 percent direct vacancy rate for Class A buildings is 6.4 percentage points below the remainder of the market.

Culver City And Adjacent Markets
      The Culver City office market has emerged as a separate submarket during the past decade. The chart on the accompanying page summarizes the office building construction history in this market, and approximately 90 percent of the total supply has been completed since 1980.

      The Culver City/Westchester submarket is the largest component of the Marina Area/Culver City sector (number 4) of the overall Westside Los Angeles market area. This submarket contained 3,643,649 square feet as of the end of the 2nd quarter, 1997. The direct and overall vacancy levels for the Culver City/Westchester market were 11.9 percent and 14.3 percent respectively.

      The Class A office supply in the Culver City market is concentrated in the Fox Hills area, and specifically within the master planned Corporate Pointe development. Corporate Pointe is a multi-phased master-planned development site located near the terminus of the Marina Freeway (SH-90), east of the San Diego Freeway (I-405), in the southerly portion of the larger westside Los Angeles office market. Corporate Pointe contains approximately 34 acres, and has been approved for about 1.55 million square feet of office and ancillary retail development, as well as 65 condominium units. Six of the total planned nine office buildings and the 65 residential units have been completed in phases since the project was approved in 1991. Two remaining Corporate Pointe parcels remain vacant. These parcels are approved for proposed development with three office buildings and related parking and retail improvements totaling about 750,000 square feet of gross area. The timing for any development of these parcels remains uncertain, although a recent plan was submitted to develop studio space on these parcels.

     The upper end of the rental range for buildings in this submarket corresponds to the existing buildings in the Corporate Pointe development, particularly 600 and 400 Corporate Pointe, and the Howard Hughes Phase I building. The historical vacancy levels for this market are summarized below.

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                             CULVER CITY / WESTCHESTER

                      Office Building Construction History

            =============================================================
                                      No. of         Total      Occupied
            Year                   Buildings     Area (SF)      Area (SF)
            =============================================================
            N/A                            1       460,000       460,000
            1962-1964                      2        78,860        78,860
            1973-1979                      6       249,795       202,033
            1980-1989                     21     2,651,394     2,195,498
            1990-2nd Qtr 97                2       203,600       161,805
            =============================================================
            Total                         32     3,643,649     3,098,196
            =============================================================

            Average per period:
            1980-1989                    2.3       294,599       243,944
            1990-2nd Qtr 97              0.4        40,720        32,361
            ------------------------------------------------------------
            Proposed                       6       777,570        50,340


                         Construction Activity Chart

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                             CULVER CITY WESTCHESTER

                         Historical Net Office Absorption

                     =======================================
                         Year                  Square Feet
                     =======================================
                         1990                       91,060
                         1991                       62,814
                         1992                      101,214
                         1993                       40,569
                         1994                      171,811
                         1995                       52,844
                         1996                       98,765
                     =======================================

                     =======================================
                        Total Square Feet          619,077

                        1997 (Year-To-Date)
                          2nd Quarter                6,523

                       Average Annual Absorption
                        1990-1996                   86,719
                        1993-1996                   88,408

                       Total Absorption
                        1993-1996                  363,989
                     =======================================


                              Historical Bar Chart

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                                         Los Angeles West Office Market Analysis
================================================================================

                      Culver City/Westchester Office Market
                    Historical Vacancy and Rental Rate Trends

         =======================================================================
                                                                 Weighted Avg.
                           Direct            Overall                 Asking
           Year End       Vacancy           Vacancy              Rental Rate
         =======================================================================
           1991            24.7%             29.0%                  $23.97
         -----------------------------------------------------------------------
           1992            22.7%             25.7%                  $20.80
         -----------------------------------------------------------------------
           1993            24.7%             29.0%                  $16.80
         -----------------------------------------------------------------------
           1994            15.8%             17.3%                  $17.16
         -----------------------------------------------------------------------
           1995            14.7%             15.0%                  $17.28
         -----------------------------------------------------------------------
           1996            12.0%             14.2%                  $17.16
         -----------------------------------------------------------------------
           1997(2nd Qtr)   11.9%             13.6%                  $17.92
         =======================================================================


      The direct vacancy rate for this competitive market has declined by 12.4 percent over the 5.25-year period, from 24.7 percent at year end 1991 to 12.3 percent as of 1st quarter, 1997.

      The chart on the accompanying page summarizes the net absorption figures for the Culver City office market since 1990. The Culver City office submarket has experienced stable positive net absorption during 1990 through 1996. The total net absorption for Culver City for the past seven years has been 391,377 square feet, or an average of approximately 55,911 square feet annually.

      The major employers in the City of Culver City and the surrounding area are summarized below.

                            Greater Culver City Area

       Name                             Employment
       ------                           ----------
       Sony Pictures Entertainment          1,250 (5,800 proj. after expansion)
       Red Lion                               300
       Metric Product                         650
       Brotman Medical Center               1,200
       Fox Hills Mall                       1,500
       Culver City Unified Schools            716
       City of Culver City                    677
       Pacific Telephone                      381
       Washington Medical                     275
       Parker Seal                            345
       Pacifica Hotel                         300
       West L.A. College                      250
       Pepperdine University                  200


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                                         Los Angeles West Office Market Analysis
================================================================================

     The data indicates the major employers in the area include the medical entertainment industry firms, and the retail department stores that anchor the nearby regional Fox Hills mall. The former Metro-Goldwyn-Mayer studio is the site for the Columbia Entertainment division of Sony Entertainment expansion/relocation from its existing Burbank location. Metro-Goldwyn-Mayer relocated from its Culver City studio in 1993 and leased approximately 200,000 square feet of new space in another West Los Angeles office submarket. Culver City has a reputation for promoting business and development within the City limits. The most significant agent of this positive business attitude in recent years has been the Community Development Department, and specifically the Culver City Redevelopment Agency. There are three redevelopment project areas in Culver
City: 1) the Slauson-Sepulveda Redevelopment Project No.1, which includes the subject properties: 2) the Overland Jefferson Avenue Project No.2; and 3) the Washington-Culver Redevelopment Project No.3.

     Beverly Hills Market
     The existing Beverly Hills office inventory is situated in four primary submarkets, delineated according to location.

      o The Golden Triangle-buildings located in the area bordered by Wilshire Boulevard, Canon Drive and Santa Monica Boulevard, especially in the "Wilshire Corridor" between 9301 and 9777 Wilshire Boulevard. This is considered the most prestigious location in Beverly Hills.

      o The East Wilshire area-buildings located between 8380 and 8920 Wilshire Boulevard.

      o The Central Wilshire area-buildings located between 8920 and 9301 Wilshire Boulevard.

      o The Beverly Hills-Peripheral area-buildings not located in the Golden Triangle or on Wilshire Boulevard, primarily in the northeast portion of the Beverly Hills commercial market.

      The Beverly Hills office market contains 5,511,137 square feet, and has an overall vacancy rate of 14.8 percent (as of 2nd quarter 1997). The direct vacancy rate (excluding sublease space) is 13.7 percent.

      These figures compare with the historical trends in the Beverly Hills market summarized in the chart below.

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                                         Los Angeles West Office Market Analysis
================================================================================

                         Beverly Hills - Vacancy Trends

    =======================================================================

                     Direct            Overall            Weighted Average
      Year End       Vacancy           Vacancy            PSF Annual Rent*
    =======================================================================
         1989            9.9%            12.0%.                $31.20
    -----------------------------------------------------------------------
         1990           18.3%            19.8%                 $31.92
    -----------------------------------------------------------------------
         1991           23.8%            25.7%                 $31.20
    -----------------------------------------------------------------------
         1992           22.8%            23.6%.                $28.92
    -----------------------------------------------------------------------
         1993           22.0%            23.7%                 $25.20
    -----------------------------------------------------------------------
         1994           21.3%            23.4%                 $24.24
    -----------------------------------------------------------------------
         1995           20.0%            21.4%                 $25.08
    -----------------------------------------------------------------------
         1996           14.4%            16.2%                 $24.72
    -----------------------------------------------------------------------
     1997 (2nd Qtr.)    13.7%            14.8%                 $25.80
    =======================================================================

      *Based on asking rental rate for available direct space

      The chart shows that the Beverly Hills market experienced improving vacancy rates since year-end 1994. The most significant improvement in this market occurred during 1996, however, with a 5.6 percent decline in direct vacancy.

      This trend has continued through 2nd quarter, 1997, with a decline in direct and overall vacant levels to 13.7 percent and 14.8 percent, respectively. The total decline in vacancy rates in the Beverly Hills market since the peak figure of 22.8 percent as of year-end 1992 has been 9.1 percent through 2nd quarter, 1997. The declining vacancy rates in this market are attributable to the continued net absorption and the absence of new development during the past five years. As shown on an accompanying "Beverly Hills Construction History" exhibit, no new development has been completed in this market since 1991. The chart below summarizes the net absorption figures since 1990:


             =======================================================

                                Absorption Trends
                                  Beverly Hills
             ========================================================
                    Year                      Net Absorption (SF)
                    ----                      -------------------
                    1990                                 (279,780)
                    1991                                 (169,399)
                    1992                                  112,282
                    1993                                   (2,818)
                    1994                                   45,581
                    1995                                  143,812
                    1996                                  307,735
                                                         --------
              7-Year Total                                157,413
             1997 (2 Qtrs.):                               39,322
             =======================================================

     Average Annual Absorption 1990-1996:                        22,488 SF

================================================================================


                                       18
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                                                     ---------------------------

                                         Los Angeles West Office Market Analysis
================================================================================

            Average Annual Absorption 1995-1996: 225,773 SF
      The significant improvement in net absorption in the Beverly Hills market during the past two years has offset the negative absorption experienced during the first two years of this decade. The absence of new development and the improvement in new demand, particularly during 1996, has resulted in a sharp decline in vacancy rates and an increase in market rental rates. Discussions with leasing brokers active in the Beverly Hills and other westside markets indicates that the anticipation of continued tightening in the market has led to sharp increases in quoted and expected rental rates during the first two quarters of 1997.

      Market Segmentation - Building Categories/Beverly Hills
      The office supply in the Beverly Hills market includes a wide range in asset quality, which can be divided into three basic categories using qualitative criteria, including Class A, B, and C buildings. The following chart provides and overview of the 2nd quarter, 1997 supply and vacancy figures and weighted average asking rental rates segmented for the three asset categories in this market:

================================================================================
                                 Beverly Hills
                           Office Market Segmentation
================================================================================
 Asset          No. Of                             Direct     Annual Rent PSF
Category      Buildings       Supply (SF)         Vacancy    Weighted Avg .Rent
--------------------------------------------------------------------------------
Class A          35            2,989,133           12.0%          $27.36
--------------------------------------------------------------------------------
Class B          27            2,478,166           14.9%          $25.20
--------------------------------------------------------------------------------
Class C           1               43,838           59.6%          $15.00
--------------------------------------------------------------------------------
Totals           63            5,511,137           13.7%          $25.80
================================================================================

      The Class A segment of the market has a substantially lower vacancy rate and higher rental rates than the Class B and C segments. As shown on the chart the 12.0 percent vacancy rate is 290 basis points below the Class B vacancy level. This trend is consistent with virtually all other submarkets in the westside market area.

Miracle Mile Market
      The Miracle Mile submarket is generally considered a part of the larger Wilshire District, which includes the Park Mile and Mid-Wilshire submarkets to the east. Office buildings in this location compete most directly with other comparable quality properties in the Miracle Mile. The Miracle Mile submarket also competes to a lesser degree with office buildings located in the more prestigious Westside Los Angeles markets to the west, including Beverly Hills, Century City, Westwood, Brentwood, and Santa Monica. The Miracle Mile benefits from its proximity to Beverly Hills and the entertainment industry influences associated with the nearby submarkets of Hollywood and West Hollywood, as well as the CBS Television Studios, which are located in the Miracle Mile. Buildings in this location can also compete for tenants located in the less desirable submarkets located to the east of the Miracle Mile, including Park Mile, and the Mid-Wilshire District.

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

                                  MIRACLE MILE
                      Office Building Construction History

         =============================================================
                                   No. of         Total      Occupied
         Year                   Buildings     Area (SF)      Area (SF)
         =============================================================
         1929-1930                      2       119,000        11,200
         1950-1953                      2       616,200       182,279
         1960-1967                      6       990,832       188,858
         1970-1973                      4       980,928       275,239
         1986-1989                      6     1,749,280       470,665
         1990-2nd Qtr 97                0             0             0
         =============================================================
         Total                         20     4,456,240     1,128,241
         =============================================================

         Average per period:
         1980-1989                    2.0       583,093       156,888
         1990-2nd Qtr 97              0.0             0             0
         ------------------------------------------------------------


                       [Construction Activity Bar Chart]

                                [GRAPHIC OMITTED]


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                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                         Los Angeles West Office Market Analysis
================================================================================

      Miracle Mile

      The Miracle Mile submarket contains a total office inventory of 4,676,240 square feet. The overall vacancy level as of the end of the 2nd quarter, 1997 was 29.3 percent. Excluding sublease availabilities the direct vacancy level was
24.5 percent. The quoted rental range for available office space has a weighted average asking rent of approximately $20.64. The majority of the office supply in the Miracle Mile is located along the Wilshire corridor.

      The historical trends in vacancy and asking rental rates are summarized in the following chart.

                         Miracle Mile - Vacancy Trends
       =================================================================
                           Direct       Overall         Weighted Average
              Year-End     Vacancy      Vacancy           Annual Rent
       =================================================================
                1992        18.7%         23.9%              $24.00
       -----------------------------------------------------------------
                1993        19.7%         21.8%              $22.81
       -----------------------------------------------------------------
                1994        19.3%         20.3%              $20.44
       -----------------------------------------------------------------
                1995        25.7%         26.2%              $19.47
       -----------------------------------------------------------------
                1996        20.1%         26.8%              $21.36
       -----------------------------------------------------------------
       1997 (2nd Qtr.)      24.5%         29.3%              $20.64
       =================================================================

     No new development occurred in this market for 14 years following 1972, and the new competitive supply completed since 1985 has consisted primarily of two major developments: Wilshire Courtyard, a two-building polished granite development consisting of nearly one million square feet of total rentable area, and 6500 Wilshire, a high-rise polished granite office tower located at the intersection of Wilshire Boulevard and San Vicente Boulevard. Major tenants in these buildings include Aaron Spelling Productions, Hartford Insurance, Firemans Fund Insurance, Beneficial Life, and California Federal Bank (Wilshire Courtyard) and Dow Jones & Company, and the New York Times (6500 Wilshire).

      A number of the older buildings in the Miracle Mile submarket were extensively renovated during this decade, which has effectively upgraded these buildings to Class A status in the leasing market. These substantially renovated buildings include the 5055 Wilshire Boulevard building, which was formerly the Camation Company's headquarters prior to their relocation to Glendale in 1990. This development is located at the extreme easterly extent of the Miracle Mile submarket, which is considered less desirable than the westerly portion of this submarket (west of Hauser). Museum Square was acquired and renovated by the Snyder Company during the early portion of the 1980's, and the Screen Actors Guild is currently a major tenant. Other major projects by this developer in the Miracle Mile include Wilshire Courtyard (referenced previously) and the recent renovation of the former CalFed headquarters buildings, which was acquired vacant in 1990 and completely renovated by the Snyder Company. Major tenants include E! Entertainment, the Securities Exchange Commission, and Singapore Airlines. The 6300 Wilshire Boulevard building (the former Ticor headquarters), was completely renovated during the past two years. New York Life is a major tenant in this building.

================================================================================


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                                                     VALUATION ADVISORY SERVICES
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

                                         Los Angeles West Office Market Analysis
================================================================================

      The former Century Bank building, located at 6420 Wilshire Boulevard, was acquired from the lender during the first quarter of 1992 by an owner user buyer. The buyer (Peterson Publishing) renovated the building, induding completing a fire sprinkler system and other required capital work, and currently uses the property as the Peterson Publishing headquarters. The building, originally developed in 1972, contains about 200,000 square feet in 19 stories.

      The primary Class A competitive supply in this market consists of newer and/or extensively renovated buildings located along Wilshire Boulevard, generally in the western portion of the Miracle Mile between Hauser Boulevard on the east and San Vicente Boulevard at the Beverly Hills border on the west. The exhibit on an accompanying page summarizes the pertinent characteristics of the primary Class A competitive buildings in the submarket as of 2nd quarter, 1997. The seven buildings (including the two-building Wilshire Courtyard development) have a combined rentable area of 3,135,410 square feet, and a current direct occupancy level of 76.4 percent. Including sublease availabilities, the overall occupancy level is 69.1 percent. The Wilshire Courtyard sublease space shown on the exhibit has recently been subleased to two tenants, and is no longer available.

      Absorption - Miracle Mile

      The net absorption figures for the Miracle Mile since 1991 are summarized below.

                    Year            SF Net Absorption
                    ----            -----------------
                    1991                   234,846
                    1992                   (49,885)
                    1993                  (276,156)
                    1994                   (28,524)
                    1995                  (242,985)
                    1996                   195,062
                    1997(2 Qtrs.)            6,519
                                            -------
                   Totals                  167,642

      Absorption levels in the Miracle Mile have been negative during four of the past six years, and components of the recent negative absorption in this submarket are substantially attributable to activity involving several specific tenants. These tenants are discussed below.

      A major advertising tenant (DDB Needham) leasing about 40,000 square feet in 5900 Wilshire Boulevard to May, 2000 "bought out" its lease and vacated during 1995. This tenant (or related entities) has space in several other westside office buildings. The State of California vacated approximately 70,000 square feet of space in Museum Square and relocated to the Mid-Wilshire submarket during 1995. These two tenants and a 20,000 square-foot tenant in 6300 Wilshire Boulevard who defaulted on its lease obligation in 1995 represented about 130,000 square feet of negative absorption for this market. California Federal, an original development partner and master lessee for the 540,000 square-foot Wilshire Courtyard east building, also placed significant sublease space on the market during 1995. This tenant originally leased on a long-term basis approximately 500,000 square feet in this development in

================================================================================


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

Miracle Mile Along Wilshire Boulevard
PRIMARY COMPETITIVE OFFICE BUILDINGS
Rental and Occupancy Survey


========================================================================================================================
                                             Building Information                                             Overall
Item   Building Name /           No. of        Area       Avg.Ftr.  Year     Availiable Space (SF)          Availiablity
 No.     Location                Stories       (SF)       Area(SF)  Built     Floor(s)    Direct   Sublease     (SF)
-----------------------------------------------------------------------------------------------------------------------
MM-1 EI Entertainment Building     27         407,200     15,081     1965       Ground          0     0         ---
     5870 Wilshire Boulevard                                      Ren. 1992     14-27      27,740     0          Total
                                                                                           27,740     0         27,740
-----------------------------------------------------------------------------------------------------------------------
MM-2 The Wilshire Courtyard-East    6         540,000     90,000     1987       Ground      7,958     0
     5700 Wilshire Boulevard                                                     2&6            0  155,618       Total
                                                                                            7,958  155,618     163,576
-----------------------------------------------------------------------------------------------------------------------
MM-3 The Wiishire Courtyard-West    8         452,243     75,374     1997        2,3&4          0   51,151
     5750 Wilshire Boulevard                                                 Gmd.1,2-6    159,957     0          Total
                                                                                          159,957   51,151     211,118
-----------------------------------------------------------------------------------------------------------------------
MM-4 Museum Square                 10         830,000     53,000     1950         Pent          0   13,725
     5757 Wilshire Boulevard                                       Ren.1982  Mezz-Pent    178,680     0          Total
                                                                                          178,680   13,725     192,405
-----------------------------------------------------------------------------------------------------------------------
MM-5 Mutual Benefit Life Place     30         407,500     13,583     1970     6,7 & 25          0    5,900
     5900 Wilshire Boulevard                                                      3-30    145,337      0         Total
                                                                                          145,337    5,900     151,237
-----------------------------------------------------------------------------------------------------------------------
MM-6 6300 Wilshire Building        22         373,428     16,974     1971    Grnd-Mezz     21,687      0
     6300 Wilshire Boulevard                                        Ren. 1992     7-21     61,986      0         Total
                                                                     to 1993               83,673      0        83,673
-----------------------------------------------------------------------------------------------------------------------
MM-7 6500 Wilshire Building        23         425,039     18,480     1986            18         0    4,961
     6500 Wilshire Boulevard                                                 Grnd. 3-23   135,109      0         Total
                                                                                          135,109    4,961     140,070
-----------------------------------------------------------------------------------------------------------------------
      MARKET TOTALS               124       3,135,410     25,286                          738,464  231,355     969,819
========================================================================================================================

===============================================================================
                                        Quoted
Item   Building Name /                Annual Rent      Lease    Occupancy Ratio
 No.     Location                      PSF      PSF     Type    Direct   Overall
-------------------------------------------------------------------------------
MM-1 E! Entertainment Building         ---     ----            93.2%      93.2%
     5870 Wilshire Boulevard         $22.80 - $22.80    FSG
-------------------------------------------------------------------------------
MM-2 The Wilshire Courtyard-East     $22.20 - $25.20    FSG    98.5%      89.7%
     5700 Wilshire Boulevard         $22.20 - $23.40    FSG
-------------------------------------------------------------------------------
MM-3 The Wilshire Courtyard-West     $15.00 - $18.00    FSG    64.6%      53.3%
     5750 Wilshire Boulevard         $22.20 - $25.20    FSG
-------------------------------------------------------------------------------
MM-4 Museum Square                   $15.00 - $15.00    FSG    66.3%      53.7%
     5757 Wilshire Boulevard         $18.00 - $22.20    FSG
-------------------------------------------------------------------------------
MM-5 Mutual Benefit Life Place       $16.20 - $18.00    FSG    64.3%      62.9%
     5900 Wilshire Boulevard         $19.80 - $21.60    FSG
-------------------------------------------------------------------------------
MM-6 6300 Wilshire Building          $22.20 - $22.20    FSG    77.6%      77.6%
     6300 Wilshire Boulevard         $22.20 - $22.20    FSG
-------------------------------------------------------------------------------
MM-7 6500 Wilshire Building          $21.00 - $21.00    FSG    68.2%      67.0%
     6500 Wilshire Boulevard         $22.20 - $23.40    FSG
-------------------------------------------------------------------------------
      MARKET TOTALS                                            76.4%      69.1%
================================================================================
                                     -------------------------------------------
                                     $20.73 - $23.01 Direct Weighted Rental Rate
                                     -------------------------------------------


                       Office Building Activity Bar Chart

                                [GRAPHIC OMITTED]
                                                             CUSHMAN &
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                         Los Angeles West Office Market Analysis
================================================================================

order to facilitate the construction financing, although California Federal did not actually require the entire premises. Significant portions of the master leased premises has been subleased in recent years, but this sublease activity is not included in the net absorption figures shown above, since sublease space is excluded from the calculations. As noted, two recent leases involving CalFed sublease space totaled in excess of 100,000 square feet. Recent leasing activity in this market has included continued expansion of existing tenants, including Gray Advertising in 6100 Wilshire Boulevard, and E! Entertainment in 6300 Wilshire Boulevard. Two significant subleases of former California Federal space in Wilshire Courtyard have also occurred during 1997, including Briarly & Partners (advertising) and the Jewish Federation (about 90,000 square feet). Actors Equity recently leased about 10,000 square feet in Museum Square.

      Future Development - Miracle Mile
      The current spread between market rental rates and the rents required to economically justify new office construction in this market suggests no new development will occur until a substantial increase in rents occurs.

      Several proposed major office developments in the Miracle Mile neighborhood have been abandoned, including a planned 800,000 (approximate) square-foot office project proposed for a site at the northwest corner of Fairfax Avenue and Wilshire Boulevard, and a 300,000 square-foot high-rise development located at 5601 Wilshire Boulevard, (to have been called Wilshire Place). The Fairfax Wilshire development site foreclosed by the lender when the project was not approved by the City and market conditions declined substantially during 1990-1991. The Wilshire Place project, which was entitled for a high-rise office development, was abandoned, and the developer (J.H. Snyder Co.) developed the site with a supermarket.

      Development Controls - Miracle Mile Wilshire West Interim Control Ordinance (WWICO)
      The Miracle Mile District of the City of Los Angeles is subject to an interim control ordinance (No. 165470) which was passed in response to concerns by citizens regarding the adequacy of existing transportation infrastructure to handle increasing traffic congestion in the area. This ordinance provides for a restriction on future development in the area pending the completion of a land use/transportation specific plan for the Wilshire West area. The status of the specific plan is uncertain, since the city planning entities feel the interim ordinance currently serves to control and limit future growth in the area for the near term.

      The interim control ordinance regulates the issuance of building permits and sets forth conditions that can require conditional use permits for most developments. The City of Los Angeles Department of Transportation (LADOT) has jurisdictional review and approval of project traffic impact and mitigation measures. Under the terms of the ICO, any new project must include mitigation measures which would reduce or eliminate any significant traffic impacts on surrounding residential areas before receiving planning commission approval. The ICO also supersedes the city zoning regulations in many cases by limiting allowable commercial density (FAR) to 3.0:1 without approval and conditional use permits by the planning department

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                                         Los Angeles West Office Market Analysis
================================================================================

and the City Council. The city requires a study of potentially impacted intersections within a range of five miles of the site for any significant proposed development in the Miracle Mile District. The LADOT calculates the impact on traffic caused by a proposed new development by allocating a specific number of trips per square foot of building area according to the type of use (office, retail, residential, medical office, etc.) and the size range of the project. The trips are then allocated to the morning and evening peak period, and whether traffic is coming in or out of the project. Trip calculations by use are specified in the ICO. Fees are charged under the ordinance are specified as $4,900 per additional net trip generated by the project, with $300 per trip to be paid at the time the project is approved, and the remainder ($4,600) to be paid upon approval of the specific plan for the area.

Westside Tenant Base

      The exhibit on the accompanying page provides an overview of the components of the office employment base for westside Los Angeles office workers. The exhibit includes the estimated employment breakdown by the number of firms and by the total number of employees. The data indicates that the major components of the office employment market in the westside include business, services, and the entertainment industry. This tenant mix reflects the desire of legal, entertainment, financial, and professional firms to locate in an area with abundant amenities close to employees' homes. The entertainment industry in particular has expanded in recent years, and current demands for space from this industry has "driven" the leasing market in competitive westside buildings. A number of entertainment tenants recently leased major blocks of space in buildings in the competitive submarkets discussed previously, including Viacom/Showtime, Americast, and Rysher Entertainment. A major advertising firm (Lord Dentsu) also signed a lease in the second quarter 1996 to relocate to Santa Monica from the Park Mile.

      The chart below summarizes a cross-section of significant tenants in the westside Los Angeles office submarkets discussed previously.

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                                       23
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

                                         Los Angeles West Office Market Analysis
================================================================================

     Submarket         Significant Tenants
     Westwood          Saban Entertainment
                       Showtime
                       Americast
                       Jefferies Group
                       Capital Group
                       Kaufman & Broad
                       Oppenheimer
                       UCLA

     Santa Monica      MGM
                       Sony Music
                       Candle Corporation
                       Rand Corporation
                       Aurora Insurance
                       Rysher Entertainment
                       Savoy Pictures
                       Viacom
                       Numerous Advertising Agencies and Law Firms

     Brentwood         Advertising Agencies including Needham Harper
                       Consulate offices including the German, Swiss, British,
                        Irish, and Austrian Consulates
                       United Paramount Network

     Culver City       Sony Pictures Entertainment
                       Pepperdine University

     Beverly Hills     ICM (Talent Agency)
                       Creative Artists (Talent Agency)
                       Maverick Records
                       Interscope
                       Polygram
                       Virgin Records
                       Playboy
                       Dean Witter
                       Merrill Lynch
                       Litton/Western Atlas
                       Numerous smaller law and accounting firms

     Miracle Mile      Spelling Entertainment
                       E! Entertainment
                       Screen Actor's Guild
                       Securities Exchange

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

                                         Los Angeles West Office Market Analysis
================================================================================

                                 Advertising Age

Proposed Development
      Although there are a number of potential sites for new office development, market conditions for office use during the first half of this decade altered the highest and best use from office development to alternative uses for most development sites. Several entitled office development sites along the Olympic Boulevard corridor of West Los Angeles have been developed, or are planned for development with lower density retail projects, including supermarkets. The Arboretum ownership in Santa Monica, for example, developed a new 50,000 square-foot Ralphs supermarket on a 125,000 square-foot portion of the larger 10+ acre site entitled for 2.0:1 office use. Although new construction has been perceived as not economically feasible during this decade and through 1996, the recent declines in vacancy rates and "spiking" rental rates, particularly for newer, class A office buildings, is expected to result in some relatively near-term new development in some of the westside markets. There is currently new owner-user development under construction in Century City (Fox Studios) and in Beverly Hills (lnterscope/MCA). The Fox developments are located on their studio lots in the Century City South Specific Plan area, and include two buildings totaling 450,000 square feet. The most significant entitled office developments in the westside market area involves the proposed Water Garden Phase II parcel and future phases of the Arboretum site, and the planned Dreamworks studio in Playa Vista. These projects are described below.


      Water Garden - Phase II is the second phase of the larger Water Garden development, and represents basically a "mirror" project of Phase I on the adjacent parcel. The project is approved for two buildings similar in terms of size, quality and design to the excellent quality, Class A Phase I buildings, and the preleasing efforts are based on a 5-story, 275,000 square-foot "Colorado" building and a 6-story, 325,000 square-foot "Cloverfield" building. The owners of the site, a partnership which includes the original developer of Phase I, is currently obligated under the development agreement to construct a project similar to Phase 1. The quoted rental rates for Phase II, as currently designed, range from $33.00 to $36.00 per-square-foot full service gross. This rental range is reportedly required in order to justify new construction of this type. The Phase II marketing materials suggest construction is anticipated during the next year, but significant pre-lease agreement must be negotiated prior to financing.

      Arboretum is a master-planned mixed-use development located on a 10+- acres site directly westerly across Cloverfield Boulevard from Phase II of the Santa Monica Water Garden. Originally entitled under a specific plan agreement with the City of Santa Monica for a 1.05 million square-foot project to include office and hotel uses, the subsequent ownership (in a 1993 purchase) received approvals for a revised development plan. The property is currently improved with a build-to-suit 80,000 square-foot Sony Music Campus headquarters building and a number of older one-story concrete or brick industrial or loft buildings developed from 1950 to 1960. Excluding the Sony building, the original development scheme has been changed to eliminate the hotel component, develop a 50,000 square-foot Alpha Beta (now merged with Ralphs) supermarket, and allow "flexible" future development of up to 670,000 square feet of

================================================================================


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

                               PROPOSED PROJECTS
                                West Los Angeles

====================================================================================================================================
PROJECTS                           OWNER/DEVELOPER                                         TOTAL          OCCUPIED
------------------------------------------------------------------------------------------------------------------------------------
Beverly Hills
  Wilshire at Doheny               N/A / N/A                                                43,810             10
  101 N. La Cienega                G.K. Development                                         75,000              -
Sub-Total                                                                                  118,810             10
------------------------------------------------------------------------------------------------------------------------------------
Santa Monica
  1733 Ocean Avenue                Maguire Thomas Partners/Maguire Thomas Partners          98,237              -
  Santa Monica Business Park #F    Barclay-Curci Investment/Barclay-Curci Investment        85,000              -
  Santa Monica Water Garden II     K. Young/J.H. Snyder & K. Young                         600,000              -
  The Arboretum (Phase II)         K. Young                                                750,000        130,000
Sub-Total                                                                                1,533,237        130,000
------------------------------------------------------------------------------------------------------------------------------------
WEST LOS ANGELES
  11255-75 Olympic Boulevard       Sycamore Investment Partnership/Douglas, Emmett & Co.    97,929              -
Sub-total                                                                                   97,929
------------------------------------------------------------------------------------------------------------------------------------
Marina Del Rey/Venice/Mar Vista
     Playa Vista Phase I           N/A / Maguire Thomas Partners                         1,250,000              -
Sub-Total                                                                                1,250,000              -
------------------------------------------------------------------------------------------------------------------------------------
Culver City/Westchester
  Marina Island - Bldg. I          The Creative Group/The Creative Group                    50,340         50,340
  Marina Island - Bldg. II         The Creative Group/The Creative Group                   141,890              -
  Marina Island - Bldg. III        The Creative Group/The Creative Group                    50,340              -
  Summerlin Plaza                  Howard Hughes Properties/Summa Corporation              100,000              -
  700 Corporate Pointe             Bramalea Ltd., Developments/Bramalea Ltd., Developments 270,000              -
  La Cienega/Slauson Bus. Park III First Chicago/GoldLeaf Partners                         165,000              -
Sub-Total                                                                                  777,570         50,340
------------------------------------------------------------------------------------------------------------------------------------
Century City
  Century City Center              AP Properties                                           875,000              -
Sub-Total                                                                                  875,000              -
------------------------------------------------------------------------------------------------------------------------------------
  Grand Total - All Markets:                                                             4,652,546        180,391
====================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                         Los Angeles West Office Market Analysis
================================================================================

      office uses or alternative multi-family residential uses. The Ralph's supermarket construction removed approximately three acres from the development site, and may have a negative impact on the future desirability of the office uses.

      The remaining parcels comprising the larger Arboretum site have recently been sold or are under contract to be acquired. A REIT entity (Spieker in conjunction with Lowe Development) recently acquired parcels entitled for 132,000 square feet of office space, and plans to break ground during the latter portion of 1997. A second investment group will develop other parcels on the site with 190,000 square feet of new office space (scheduled to break ground in early 1998), and the remainder of the site will be developed with a new apartment project by Lincoln Properties.

      A major entertainment-industry driven development located in Playa Vista, expected to commence during the next two years, has recently encountered well-publicized difficulties relating to partnership issues, equity investors, and financings. The project is to be anchored by the DreamWorks Studio, led by the partnership of Steven Spielberg, Jeffrey Katzenberg, and David Geffen. The development is planned for the approximate 1,000 acre Playa Vista site located on the former site of Hughes Aircraft. The project will be a phased master-planned mixed use development to include residential and commercial uses. Rob Maguire has recently been the focus of significant pressure from other partners, including DreamWorks, and the consortium of banks which hold debt of the property to relinquish control and equity in the project. A new equity infusion and partnership restructure occurred in February, 1997, but subsequent partnership Issues once again stalled the project. The DreamWorks component of the development will occur on about 100 acres of the larger site, and is expected to create a "critical mass" of entertainment and related high-tech uses. The development partnership includes the DreamWorks team and the property partnership comprised of Maguire Thomas Partners and Howard Hughes Corp. The DreamWorks portion of the project will include a new "state of the art" movie studio, including 15 to 20 sound stages, a worldwide headquarters of 350,000 square feet, and an additional 725,000 square feet of studio and production facilities. The related tenants previously were to include IBM (100,000 square feet), GTE (50,000 square feet), Digital Domain (400,000 square feet of motion picture and special effects uses), and Silicon Graphics (115,000 square feet). Other potential tenants include Media Ventures (75,000 square feet) Casey Werner (150,000 square feet), and Todd AO (75,000 square feet). The related business generated for these tenants by the Dreamworks studio and the technical requirements of Playa Vista project itself are expected to generate substantial tenant demand for this development. The development is planned to occur in phase over a number of years, and employment is anticipated to grow to 10,000.

Conclusions
      The westside office market location is considered very favorable, and the steady decline in office vacancy rates in the prime westside markets during the past three years has generated considerable investment market interest in quality office properties. This market continues to

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                                       26
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                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                         Los Angeles West Office Market Analysis
================================================================================

be one of the most desirable and prestigious office locations in southern California. The surrounding upscale residential communities and demographics indicate this perception should continue. The economic recession and prior overbuilding severely impacted the westside submarkets during the first portion of this decade, but recent employment growth, driven by the expanding entertainment industry, in conjunction with the halt of new construction, has created a more favorable leasing and investment market.

Los Angeles International Airport (LAX) Submarket (Century Boulevard)
      The LAX submarket incorporates the region bounded by Manchester Avenue to the north, La Brea Avenue to the east, El Segundo Boulevard to the south, and the Los Angeles International Airport to the west. A significant portion of the office product within this submarket is situated on or adjacent to Century Boulevard, extending eastward from the airport to the San Diego Freeway (I-405). This submarket benefits from excellent regional freeway access by way of the San Diego Freeway and the Century Freeway (I-105), as well as the Metro Green Line commuter rail.

      The LAX submarket contains 4,206,225 square feet of office product, with a 2nd quarter, 1997 direct vacancy rate of 25.7 percent and an overall vacancy rate of 26.4 percent. The LAX submarket comprises a relatively large office market, and the average building size is nearly 210,000 square feet. The direct vacancy rate for the LAX submarket has declined over the past few years, from
34.1 percent at year-end 1992 to 25.7 percent as of 2nd quarter, 1997. Similarly, the overall vacancy rate for the LAX submarket has declined over the past few years, from 36.5 percent at year-end 1992 to 26.4 percent as of 2nd quarter 1997. Refer to accompanying exhibit showing vacancy trends.

      The relatively high direct and overall vacancy rates for the LAX submarket compared to other markets in the Los Angeles West sector reflects the fact that a significant portion of the office space in this submarket consists of Class B and/or Class C product. The LAX submarket contains 20 buildings of which five buildings (or 29.7 percent of the rentable area) are Class A properties and 15 buildings are Class B or Class C properties. The Class B and Class C buildings in the LAX submarket were generally constructed from the early 1960s to the early 1980s, and these buildings do not compete as directly with the relatively newer and higher quality Class A buildings in this submarket, which include Skyview Centers and II, Royal Airport Center, and 9800 Cienega Boulevard. The 2nd quarter 1997 direct vacancy level for the Class A buildings in the LAX submarket was 27.5 percent and the overall vacancy rate was 30.0 percent, both of which are notably decreased from 35.6 percent and 37.5 percent, respectively, at year-end 1992.

      The office market in the LAX area has been driven in large part by the office requirements travel related companies, international trading companies, financial institutions, and aerospace/defense companies. The office product in the LAX submarket consists of low to high-rise buildings, which range in size from 50,000 to 472,500 square feet of rentable area. The Skyview Center II building, located at 6053 W. Century Boulevard, was completed in 1987 and is the most recently completed office building within the LAX submarket. All of the Class A product

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

                      Los Angeles Airport Office Sub-Market
                            HISTORICAL VACANCY TRENDS
                        Year End 1992 - 2nd Quarter 1997

================================================================================
          Year End  Year End   Year End   Year End   Year End   5-Year   2nd Qtr
--------------------------------------------------------------------------------
Period        1992      1993       1994       1995       1996      Avg      1997
--------------------------------------------------------------------------------
Direct       34.1%     36.8%      32.4%      29.3%      28.6%    32.2%     25.7%
--------------------------------------------------------------------------------
Sublease      2.4%      3.5%       0.4%       0.2%       0.4%     1.4%      0.7%
--------------------------------------------------------------------------------
Overall      36.5%     40.3%      32.8%      29.5%      29.0%    33.6%     26.4%
================================================================================

                                    [GRAPHIC OMITTED]

           [Bar chart showing Direct Vacancy Trends; years 1992-1997]

                                    [GRAPHIC OMITTED]

           [Bar chart showing Overall Vacancy Trends; years 1992-1997]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================

                        Historical Net Office Absorption
                                    1992-1996
                      Los Angeles Airport Office Sub-Market

================================================================================

================================================================================
                                           NOA
          Period                          (SF)
--------------------------------------------------------------------------------
          Year End 1992               (159,138)
          Year End 1993               (102,208)
          Year End 1994                127,908
          Year End 1995                 77,496
          Year End 1996                (33,961)
--------------------------------------------------------------------------------
          5.0 Yr Avg Ann.              (17,981)

          Total 2nd Qtr '97            102,215

                               [GRAPHIC OMITTED]

                   [Bar chart showing Net Absorption Trends]

================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                         Los Angeles West Office Market Analysis
================================================================================

in the LAX submarket was completed between 1981 and 1987, while the Class B space in this submarket was completed between 1962 and 1982.

      Absorption/Tenant Demand - LAX
      The chart on the accompanying page summarizes the recent trends in net absorption for the submarket. After enduring four straight years of negative absorption from 1990 to 1993, the LAX submarket achieved positive net absorption of during 1994, 1995, and the first half of 1997.

     The tenant base in the LAX submarket consists of a mix of travel related companies, international trading companies, financial and business services companies, and some high technology firms. According to local market sources, the demand for office space in the LAX submarket is driven in part by market conditions in the Westside markets of Culver City, Santa Monica, Westchester, and West Los Angeles. The LAX submarket is expected to benefit from "spillover" demand as the vacancy rates in the Westside markets decline over the next few years with the anticipated influx of entertainment and multi-media related companies in these areas. Major employers and users of office space in the LAX area include Associated Financial, RDA/Logicon, Herbalife, Learning Tree International, Rescom, and Trident Data. Herbalife is one of the larger tenants in the LAX area as it leases approximately 70,000 square feet at 9800 So. La Cienega Boulevard, primarily for back-office uses. The company relocated its executive offices to Century City in 1995. Learning Tree International leases approximately 34,000 square feet at 6053 West Century Boulevard and RDA/Logicon leases approximately 41,600 square feet at this same building. Trident Data leases approximately 17,500 square feet at 5933 West Century Boulevard.

      Future Supply
      The delivery of new office space to the LAX sub-market is expected to be quite limited over the several few years due to the "spread" between current rental rates and the economic rents required for new construction. In the LAX sub-market, there are no new office developments either under construction or planned for development.

      Conclusions - LAX Office Submarket
      The LAX office market contains a significant concentration of the mid to high-rise office buildings. The LAX market provides a mix of Class A, Class B, and Class C space which caters to the demands of relatively cost conscious office users. The LAX submarket has rent levels which are at the low end of range exhibited by the various submarkets within the Los Angeles West office sector. Over the past several years, the LAX submarket has posted improvement in the overall vacancy rate, which has declined from 37.9 percent at year-end 1992 to 25.7 percent as of 2nd quarter, 1997. The LAX submarket has proven to be a viable location for travel related companies, international trading companies, financial institutions, and business service firms due to the very good access to outlying commercial markets, the trade related activity generated by the Los Angeles International Airport, and the significant residential population and labor pool in the greater airport area.

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

                                Los Angeles North
                      OFFICE MARKET & SUBMARKET STATISTICS
                         End of the 2nd Quarter of 1997

                                                                                    Direct
                                                           Number       Direct      Vacancy    Overall
Market / Submarket                            Inventory   of Bldgs  Availabilities   Rate   Availabilities
===========================================================================================================
SIMI / CONEJO VALLEY                          4,779,013      93         677,856      14.2%      851,201
-----------------------------------------------------------------------------------------------------------
   1  Simi Valley                               196,326       6          40,777      20.8%       40,777
   2  Thousand Oaks / Newbury Park              701,607      14         227,349      32.4%      227,349
   3  Westlake Village                        1,830,581      35         197,649      10.8%      360,013
   4  Agoura Hills                              538,774      11         120,408      22.3%      124,714
   5  Calabasas                               1,511,725      27          91,673       6.1%       98,348

===========================================================================================================
WEST VALLEY                                   9,267,461     105       1,711,457      18.5%    1,833,564
-----------------------------------------------------------------------------------------------------------
   6  Northridge / Reseda                       336,142       6          79,452      23.8%       79,452
   7  Tarzana                                   547,155      11         130,205      23.8%      130,205
   8  Canoga Park / Chatsworth                1,873,964      28         570,707      30.5%       29,005
   9  Warner Center                           5,349,550      40         747,588      14.0%      751,088
  10  Woodland Hills                          1,160,650      20         183,505      15.8%      243,814

===========================================================================================================
CENTRAL VALLEY                                8,554,543     114       1,359,945      15.9%    1,435,831
-----------------------------------------------------------------------------------------------------------
  11  Encino                                  3,905,595      38         467,537      12.0%      511,678
  12  Sherman Oaks                            2,192,549      28         332,519      15.2%      355,213
  13  Van Nuys                                1,520,292      29         322,702      21.2%      322,702
  14  Pan. City / Granada / Mission Hills       314,770       6         161,892      51.4%      161,892
  15  Valencia / Newhall                        621,337      13          75,295      12.1%       84,346

===========================================================================================================
EAST VALLEY                                  18,398,038     177       1,932,223      10.5%    2,296,522
-----------------------------------------------------------------------------------------------------------
  16  Universal City/Studio City              1,863,500      16          29,735       1.6%       44,987
  17  Burbank - Media District                2,043,350      15          16,553       0.8%       16,553
  18  Burbank - City Center                   2,111,810      26         199,778       9.5%      242,792
  19  Glendale                                5,184,022      46         584,792      11.3%      687,867
  20  North Hollywood                         1,157,010      14         232,972      20.1%      232,972
  21  Pasadena                                5,300,925      53         730,183      13.8%      933,141
  22  Pasadena East                             737,421       7         138,210      18.7%      138,210

-----------------------------------------------------------------------------------------------------------
TOTAL                                        40,999,055     489       5,681,481      13.9%    6,417,118
===========================================================================================================

                                             Overall
                                             Vacancy        Net Absorption    Wtd. Avg.
Market / Submarket                             Rate     2nd Qtr    YTD 1997  Rental Rate
========================================================================================
SIMI / CONEJO VALLEY                           17.8%    (99,505)     5,121     $16.66
----------------------------------------------------------------------------------------
   1  Simi Valley                              20.8%      1,204     (5,643)    $15.72
   2  Thousand Oaks / Newbury Park             32.4%     (8,256)   (15,570)    $14.88
   3  Westlake Village                         19.7%    (10,220)   (25,252)    $19.44
   4  Agoura Hills                             23.1%    (87,649)    25,785     $15.24
   5  Calabasas                                 6.5%      5,416     25,801     $17.40

========================================================================================
WEST VALLEY                                    19.8%    290,891    309,311     $20.65
----------------------------------------------------------------------------------------
   6  Northridge / Reseda                      23.6%      4,955       (189)    $17.52
   7  Tarzana                                  23.8%     (7,534)   (22,543)    $18.00
   8  Canoga Park / Chatsworth                 33.6%    215,208    217,342     $17.88
   9  Warner Center                            14.0%     86,703    129,486     $23.88
  10  Woodland Hills                           21.0%     (8,441)   (14,785)    $19.32

========================================================================================
CENTRAL VALLEY                                 16.8%   (160,845)  (236,550)    $20.11
----------------------------------------------------------------------------------------
  11  Encino                                   13.1%      9,659    (55,633)    $21.48
  12  Sherman Oaks                             16.2%    (24,265)     8,664     $21.72
  13  Van Nuys                                 21.2%    (88,621)   (49,232)    $18.24
  14  Pan. City / Granada / Mission Hills      51.4%    (60,098)  (169,275)    $16.92
  15  Valencia / Newhall                       13.6%      2,480     28,926     $19.32

========================================================================================
EAST VALLEY                                    12.5%   (220,221)  (139,297)    $21.55
----------------------------------------------------------------------------------------
  16  Universal City/Studio City                2.4%     (4,861)    (6,691)    $21.12
  17  Burbank - Media District                  0.8%     (8,100)    (5,841)    $26.04
  18  Burbank - City Center                    11.5%     (8,013)    31,591     $20.52
  19  Glendale                                 13.3%   (117,529)      (841)    $22.32
  20  North Hollywood                          20.1%     (5,208)   (20,467)    $20.40
  21  Pasadena                                 17.6%    (72,643)  (131,632)    $22.08
  22  Pasadena East                            18.7%     (3,867)    (5,416)    $18.48

----------------------------------------------------------------------------------------
TOTAL                                          15.7%   (189,680)   (61,415)    $20.35
========================================================================================

[GRAPHIC OMITTED]

[Pie chart: Market Size Comparison Chart]

East Valley              44%
Simi/Conejo VAlley       12%
West Valley              23%
Central Valley           21%

[GRAPHIC OMITTED]

[Bar chart: Availabilities Bar Graph]

[GRAPHIC OMITTED]

[Bar chart: Submarket Weighted Average Rental Rate Comparison Chart]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 LOS ANGELES NORTH OFFICE MARKET
================================================================================

Overview
      The Los Angeles North office sector encompasses four market areas located primarily in the San Femando Valley, Santa Clarita Valley, and Conejo Valley areas of Los Angeles County. The Los Angeles North sector also includes several office locations which include sections of the southeastern portion of Ventura County. The Los Angeles North office sector is the third largest sector in Los Angeles County, after the Downtown Los Angeles and West, Los Angeles markets, respectively. The North Los Angeles sector is comprised of four major market areas: Simi/Conejo Valley, West Valley, Central Valley, and East Valley/Tri-Cities. The individual submarkets that comprise the overall North Los Angeles market exhibit a wide range in construction quality, location, tenant based, and corresponding rental rates. The accompanying exhibit and color map provide an overview of the locational and statistical characteristics of this office sector and the 22 individual submarkets which comprise the four market areas.

     As of 2nd quarter, 1997, the Los Angeles North office sector contained 40,999,055 square feet of Class A and B space, excluding owner/user, medical and government buildings. The 22 individual submarkets that comprise the overall competitive office market are differentiated according to access, market perception, tenant appeal and improvement quality, and rental rates. The office development in the Los Angeles North market is concentrated in three major areas: Tri-Cities (Glendale, Burbank, Pasadena and adjacent submarkets), in the eastern portion of the San Fernando Valley, the combined Encino/Sherman Oaks submarkets in the central portion of the Valley, Warner Center/Woodland Hills. Warner Center is the largest submarket in the Los Angeles North area, with an existing inventory of 5,349,550 square feet of office space, or 13 percent of the total office product in the Los Angeles North sector.

      As of the 2nd quarter 1997, the Los Angeles North office sector was experiencing a direct vacancy rate of 13.9 percent. This direct vacancy rate, which does not include sublease availabilities, has improved steadily from the
17.9 percent direct vacancy level as of year-end 1992. The chart below summarizes the direct and overall vacancy trends as of year-end 1992 through 1996 for the North Los Angeles sector. The 1997 data reflects end of 2nd quarter figures.

================================================================================
     Year-end                     Direct Vacancy    Overall Vacancy
--------------------------------------------------------------------------------
     1992                              17.9%             20.1%
--------------------------------------------------------------------------------
     1993                              15.5%             18.1%
--------------------------------------------------------------------------------
     1994                              16.1%             18.3%
--------------------------------------------------------------------------------
     1995                              14.3%             17.2%
--------------------------------------------------------------------------------
     1996                              12.9%             15.5%
--------------------------------------------------------------------------------
     1997 (2nd Qtr.)                   13.9%             15.7%
================================================================================

      The East Valley/Tri-Cities markets are the premier office markets in the Los Angeles North area, due to the quality of the office supply and the low vacancy rates. The Tri-Cities market, which includes the submarkets of Burbank, Glendale, Pasadena, Studio City, and North Hollywood is generally considered the most desirable in the Los Angeles North Office Market. The tenant base in this market area is dominated by the entertainment industry, particularly

================================================================================


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                               [GRAPHIC OMITTED]

[Map of Los Angeles Area: Simi Valley, West Valley, Central Valley, East Valley]

                                                 Los Angeles North Office Market
================================================================================

requirements from the major studios headquartered in Burbank and nearby Universal City: Disney, Warner Brothers, NBC, and Universal. The "urban center" of Warner Center "anchors" the western end of the north Los Angeles office market. The tenant base in the West Valley market, and specifically Warner Center, is characterized by a number of finance and healthcare related companies including Blue Cross/Wellpoint, Health net, Prudential, and 20th Century. The Central Valley submarkets of Encino and Sherman Oaks are situated between these two major market areas, and the tenant base consists of smaller law and accounting firms, as well as "overflow" entertainment tenants from the Tri-Cities and insurance tenants from the West Valley market.

Tri-City/East Valley Office Market
      Overview
      The Tri-City, or Ventura Corridor office market, consists of the combined submarkets of Pasadena, Burbank/Universal City, and Glendale. Beginning the first quarter, 1995, Cushman & Wakefield's Market Research Services Group has also included the submarkets of Studio City and North Hollywood within this Tri-Cities market sector. According to Cushman & Wakefield's 2nd quarter, 1997 survey, this sector includes 18,366,616 square feet of rentable office space in approximately 177 buildings surveyed.

      The majority of the office supply in the Tri-Cities market is situated in buildings located within a few blocks of the Ventura Freeway. Burbank office development is concentrated in the area surrounding Olive Avenue, between Glenoaks and Hollywood Way, and includes the individual submarkets of Universal City, the Burbank Media District, and City Center (downtown). The Glendale office market is concentrated primarily along Brand Boulevard and Central Avenue, extending from Glenoaks Boulevard to Colorado Boulevard and Broadway. The Pasadena office market is located primarily south of the Foothill Freeway, between Lake Avenue and Pasadena Avenue.

     Tenant Base Each of the three primary submarkets has historically appealed to a different tenant base, although there is some "overlap" in tenant demand. The Burbank market has attracted tenants from the entertainment industry, including Disney, Warner Brothers, and NBC, particularly within the Media District submarket. The Glendale market has captured financial, insurance, corporate, and real estate firms, as well as overflow entertainment tenants from the Burbank Media District and engineering firms from Pasadena. Major tenants in this market include Nestle, Allstate, Cigna, Turner, and Disney. The Pasadena tenant base is dominated by service firms from the legal and medical professions, as well as insurance, mortgage, and engineering firms. Major tenants include Countrywide Mortgage and Continental Title, and Parsons Engineering. The smaller submarkets of Universal/Studio City and North Hollywood are oriented toward the entertainment industry.

      Vacancy Trends
      The East Valley office market has performed substantially better than most other Los Angeles County office markets during the first half of the current decade. The 2nd quarter,

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                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                       East Valley
                              MARKET & SUBMARKET STATISTICS
                              End of the 2nd Quarter of 1997

                                                                        Direct                 Overall
                                             Number        Direct      Vacancy     Overall     Vacancy  Net Absorption    Wtd. Avg.
Market / Submarket              Inventory   of Bldgs   Availabilities   Rate    Availabilities   Rate    2nd Qtr 1997    Rental Rate
====================================================================================================================================
EAST VALLEY                     18,398,038    177        1,932,223      10.5%     2,296,522      12.5%     (220,221)      $21.55
------------------------------------------------------------------------------------------------------------------------------------
  Universal City/Studio City     1,863,500     16           29,735       1.6%        44,987       2.4%       (4,861)      $21.12
  Burbank - Media District       2,043,350     15           16,553       0.8%        16,553       0.8%       (8,100)      $26.04
  Burbank - City Center          2,111,810     26          199,778       9.5%       242,792      11.5%       (8,013)      $20.52
  Glendale                       5,184,022     46          584,792      11.3%       687,867      13.3%     (117,529)      $22.32
  Pasadena                       5,300,925     53          730,183      13.8%       933,141      17.6%      (72,643)      $22.08
  Pasadena East                    737,421      7          138,210      18.7%       138,210      18.7%       (3,867)      $18.46
  North Hollywood                1,157,010     14          232,972      20.1%       232,972      20.1%       (5,208)      $20.40

[GRAPHIC OMITTED]

[Pie chart: Submarket Comparison Chart]

Pasadena                         29%
Pasadena East                     4%
North Hollywood                   6%
Universal City/Studio City       10%
Burbank - Media District         11%
Burbank - City Center            11%
Glendale                         29%

[GRAPHIC OMITTED]

[Bar Chart: Availabilities Bar Graph]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                   Tri-Cities
                          MARKET & SUBMARKET STATISTICS
                         End of the 2nd Quarter of 1997

                                                                        Direct                  Overall
                                              Number        Direct     Vacancy      Overall     Vacancy   Net Absorption  Wtd. Avg.
Market / Submarket              Inventory    of Bldgs  Availabilities    Rate    Availabilities   Rate     2nd Qtr 1997  Rental Rate
====================================================================================================================================
TRI-CITIES                     16,503,607       156       1,561,041       9.5%     1,925,340      11.7%     (211,146)       $21.99
------------------------------------------------------------------------------------------------------------------------------------
   Universal City/Studio City   1,863,500        16          29,735       1.6%        44,987       2.4%       (4,861)       $21.12
   Burbank - Media District     2,043,350        15          16,553       0.8%        16,553       0.8%       (8,100)       $26.04
   Burbank - City Center        2,111,810        26         199,778       9.5%       242,792      11.5%       (8,013)       $20.52
   Glendale                     5,184,022        46         584,792      11.3%       687,867      13.3%     (117,529)       $22.32
   Pasadena                     5,300,925        53         730,163      13.8%       933,141      17.6%      (72,643)       $22.08

[GRAPHIC OMITTED]

Submarket Comparison Chart

Pasadena                         32%
Universal & Studio Cities        11%
Burbank - Media Dist.            12%
Burbank - City Cntr              13%
Glendale                         32%

[GRAPHIC OMITTED]

[Bar chart: Availabilities Bar Graph]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

[GRAPHIC OMITTED]

[Map of Burbank, Glendale & Pasadena]

                                Tri-City Markets
                            HISTORICAL VACANCY TRENDS
                         Year End 1992 to Mid Year 1997

                                     Year End      Year End     Year End       Year End     Year End      Mid-Year
                                         1992          1993         1994           1995         1996          1997
==================================================================================================================
INVENTORY                          16,895,340    17,422,664   18,851,151     17,805,145   18,081,208    18,398,038
------------------------------------------------------------------------------------------------------------------
 Universal City/Studio City         1,594,888     1,594,888    2,001,488      1,763,500    1,863,500     1,863,500
 Burbank- Media District            2,126,583     2,553,005    4,241,822      2,043,350    2,043,350     2,043,350
 Burbank- City Center               1,124,080     1,172,080        N/A *      1,710,879    1,847,410     2,111,810
 Glendale                           4,909,545     4,786,047    5,290,117      5,052,071    5,060,535     5,184,022
 Pasadena                           5,385,322     5,385,322    5,388,796      5,542,296    5,379,296     5,300,925
 Pasadena East                        615,246       615,246      613,920        574,421      737,421       737,421
 North Hollywood                    1,139,676     1,316,076    1,315,008      1,118,628    1,149,696     1,157,010

                                     Year End      Year End     Year End       Year End     Year End      Mid-Year
                                         1992          1993         1994           1995         1996          1997
==================================================================================================================
DIRECT VAC. RATE                        15.4%         12.7%        13.7%          12.2%        10.0%         10.5%
------------------------------------------------------------------------------------------------------------------
 Universal City/Studio City              5.4%          3.0%         7.3%           4.5%         1.3%          1.6%
 Burbank - Media District                6.5%          6.4%        10.4%           1.6%         0.5%          8.0%
 Burbank - City Center                  15.9%         19.0%         N/A*          14.2%        13.1%          9.5%
 Glendale                               20.7%         15.4%        13.2%          14.4%         9.7%         11.3%
 Pasadena                               11.3%          8.6%        12.5%          13.2%        12.7%         13.8%
 Pasadena East                          48.4%         50.8%        34.2%          35.9%        18.1%         18.7%
 North Hollywood                        23.7%         19.5%        30.5%          13.2%        19.7%         20.1%

                                     Year End      Year End     Year End       Year End     Year End      Mid-Year
                                         1992          1993         1994           1995         1996          1997
==================================================================================================================
SUB-LSE VAC. RATE                        2.6%          4.0%         1.9%           1.5%         1.4%          2.0%
------------------------------------------------------------------------------------------------------------------
 Universal City/Studio City              1.8%          5.4%         0.7%           2.8%         0.5%          0.8%
 Burbank - Media District                5.9%         13.3%         2.1%           0.0%         0.0%          0.0%
 Burbank - City Center                   8.0%          1.5%        N/A *           0.0%         0.4%          2.0%
 Glendale                                1.3%          0.8%         1.3%           2.0%         0.4%          2.0%
 Pasadena                                2.0%          3.4%         3.1%           1.7%         3.6%          3.8%
 Pasadena East                           1.6%          0.0%         0.6%           1.7%         1.4%          0.0%
 North Hollywood                         1.0%          2.1%         1.1%           1.5%         1.5%          0.0%

                                     Year End      Year End     Year End       Year End     Year End      Mid-Year
                                         1992          1993         1994           1995         1996          1997
==================================================================================================================
OVERALL VAC. RATE                       17.9%         16.6%        15.6%          13.7%        11.5%         12.5%
------------------------------------------------------------------------------------------------------------------
 Universal City/Studio City              7.1%          8.3%         8.0%           7.3%         1.8%          2.4%
 Burbank - Media District               12.5%         19.7%        12.6%           1.6%         0.5%          8.0%
 Burbank - City Center                  23.9%         20.5%        N/A *          14.2%        13.5%         11.5%
 Glendale                               22.0%         16.3%        14.5%          16.4%        10.2%         13.3%
 Pasadena                               13.3%         12.0%        15.7%          14.9%        16.3%         17.6%
 Pasadena East                          50.0%         50.8%        34.8%          37.6%        19.5%         18.7%
 North Hollywood                        24.6%         21.7%        31.6%          14.7%        21.1%         20.1%

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Los Angeles North Office Market
================================================================================

1997 direct and overall vacancy rates in the combined Tri-City market was 10.5 percent (direct) and 12.3 percent (including sublease space). As shown on the Market/Submarket Statistics Exhibit for 2nd quarter, 1997 the individual submarkets experience a wide range in vacancy rates, with the entertainment-driven Burbank Media District and Universal/Studio City submarkets experiencing direct vacancy rates of 0.8 percent and 1.6 percent, respectively, while the North Hollywood and Pasadena East submarkets have the highest vacancy rates, with 20.1 percent and 18.7 percent, respectively. These two submarkets are the smallest components of the East Valley market area, and contain primarily Class' "B" low-rise buildings. A second exhibit shows the 2nd quarter, 1997 statistics for the "Tri-City" submarkets excluding East Pasadena and North Hollywood. Excluding these two submarkets, the Tri-City market contains 16,503,607 square feet, and has current direct and overall vacancy levels of 9.5 percent and 11.7 percent, respectively.

      Vacancy Trends
      The accompanying exhibit summarizes the historical trends in direct and overall vacancy rates for the seven submarkets in the East Valley, including the Tri-Cities. The data shows stable, steady improvement overall in these markets during the past 5.5 years, as summarized below.

          Year-End              Direct Vacancy     Overall Vacancy
          --------              --------------     ---------------
          1992                      15.4%               17.9%
          1993                      12.7%               16.6%
          1994                      13.7%               15.6%
          1995                      12.2%               13.7%
          1996                      10.0%               11.5%

          1997 (2nd Qtr)            10.5%               12.5%

      The total decline in vacancy during the four-year period from year-end 1992 through 1996 in the combined East Valley markets was 540 basis points (direct) and 640 basis points (overall). An analysis of the individual submarkets indicates the lowest vacancy levels has occurred in the Burbank Media District and the Universal/Studio City submarkets. The lack of available space in these two markets contributed to the improvement in vacancy rates for the adjacent submarkets of Glendale and Burbank City Center. With a direct vacancy rate of 1.6 percent in the Burbank Media District as of year-end 1995 and no new construction taking place, tenants interested in space in this location were forced to either relocate to nearby markets such as Glendale, Burbank City Center, North Hollywood, or alternative markets in other areas of Los Angeles such as the westside. The expansion of the entertainment industry to less "prime" markets for their uses contributed to a decline in vacancy in Glendale from 14.4 percent as of year-end 1995 to 9.7 percent as of year-end 1996. The apparent increase in vacancy in Glendale from 1994 to 1995 was the result of a new project entering the market: 611 North Brand Boulevard, which had previously been categorized as an owner-user property for Bank of America (as successor to Security Pacific). The apparent increase in vacancy in the

================================================================================


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

                                                 Los Angeles North Office Market
================================================================================

North Hollywood submarket also resulted from recategorization of existing supply, as the former Hewlett Packard headquarters building was vacated and sold for multi-tenant use.

      Market Segmentation
      The office supply in the Tri-City markets includes a wide range in asset quality, which can be divided into three basic categories using qualitative criteria, including Class A, B, and C buildings. The following chart provides an overviews of the second quarter, 1997 supply and vacancy figures and weighted average asking rental rates segmented for the three asset categories in this market:

                             East Valley/Tri-Cities
                           Office Market Segmentation

      Asset       No. of                        Direct       Annual Rent PSF
      Category    Buildings    Supply (SF)     Vacancy      Weighted Avg. Rent

      Class A     87            13,031,576        8.1%             $23.28
      Class B     63             3,909,096       15.7%             $19.80
      Class C     27             1,387,366       18.7%             $18.72
                  --            ----------       ----              ------
      Totals      177           18,328,038       10.5%             $21.55

      The Class A segment of the Tri-Cities office market has a substantially lower vacancy rate and higher rental rates than the Class B and C segments. As shown on the chart the Class A office vacancy rate of 8.1 percent is nearly 50 percent below the Class B marketplace.

Absorption
      The two accompanying charts summarize the net absorption trends from year-end 1992 through the second quarter, 1997 for the "East Valley" markets, which includes the Tri-City markets as well as Pasadena East and North Hollywood, and for the Tri-City area, which excludes these two additional submarkets. The chart below summarizes the net absorption trends shown on the exhibits.

                      Net Office Absorption (SF
      Year         East Valley          Tri-City
      ----         -----------          --------
      1992            (266,989)         (226,838)
      1993             316,423           136,537
      1994             185,429           214,240
      1995             (68,751)         (131,784)
      1996             304,988           262,580

      Avg. 5 years      94,220            51,947

      1997 (2 Qtrs.)    55,301            42,914

================================================================================


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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                 Net Absorption
                                EAST VALLEY AREA
                    Market and Submarket (excluding sublease activity)

-----------------------------------------------------------------------------------------------------
MARKET                      1992       1993       1994        1995       1998     YTD '9T*   Average
                         ------------------------------------------------------------------
Universal/Studio City     (56,562)    37,930    (16,952)     57,054     54,920     (6,691)    11,617
Burbank Media Dist.       (65,139)  (143,557)    85,085      87,406     21,225     (5,841)    (3,470)
Burbank City Center        15,864    (15,455)    20,587     (26,003)   (24,884)    31,591        283
Glendale                   (9,660)   117,186    365,542    (144,759)   232,377       (841)    93,308
Pasadena                 (111,341)   140,433   (240,022)   (105,482)   (16,058)   (20,467)   (58,823)
Pasadena East              (1,922)   (15,003)   106,060      (4,418)   115,635   (131,632)    11,453
North Hollywood           (38,229)   194,889   (134,871)     67,451    (78,227)    (5,416)       933
Total (SF)               (266,989)   316,423    185,429     (68,751)   304,988   (139,297)    55,301
-----------------------------------------------------------------------------------------------------

[GRAPHIC OMITTED]

[Line graph: Net Absorption Trend; comparing Universal/Studio City, Burbank Media Dist., Burbank City Center, Glendale, Pasadena, Pasadena East, North Hollywood]

     1994 year end figures consolidated the Burbank Media District and City Center submarkets
 * - YTD 1997 Includes 1st and 2nd quarters

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                 Net Absorption
                                  TRI-CITY AREA
               Market and Submarket (excluding sublease activity)

---------------------------------------------------------------------------------------------------------
MARKET                       1992        1993        1994         1995       1996     YTD '97*   Average
                         --------------------------------------------------------------------------------
Universal/Studio City     (56,562)     37,930     (16,952)      57,054     54,920      (6,691)    11,617
Burbank Media Dist.       (65,139)   (143,557)     85,085       87,406     21,225      (5,841)    (3,470)
Burbank City Center        15,864     (15,455)     20,587      (26,003)   (24,884)     31,591        283
Glendale                   (9,660)    117,186     365,542     (144,759)   232,377        (841)    93,308
Pasadena                 (111,341)    140,433    (240,022)    (105,482)   (16,058)    (20,467)   (58,823)
Total (SF)               (226,838)    136,537     214,240     (131,784)   304,988      (2,249)    42,914
---------------------------------------------------------------------------------------------------------

[GRAPHIC OMITTED]

[Line graph: Net Absorption Trend]

     1994 year end figures consolidated the Burbank Media District and City Center submarkets
 * - YTD 1997 Includes 1st and 2nd quarters

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Los Angeles North Office Market
================================================================================

      As discussed previously Cushman & Wakefield has historically calculated net absorption based on the change in direct availabilities. The absorption figures above reflect the loss of approximately 400,000 square feet of master leased Sony/ Columbia Pictures space in Studio Plaza in the Burbank Media District during 1992-1993, but do not consider the re-absorption of this space during 1994. As discussed under "Vacancy", the historically tight market condition in the Burbank Media District and the adjacent Universal/Studio City submarkets have limited the possibility of net absorption since no space has been available for new tenant demand from existing or new tenants. The more recent tightening of the Glendale submarket has also limited net absorption during 1996 and year-to-date 1997. The negative net absorption figure of (144,759) shown on the exhibit for the Glendale submarket is somewhat misleading, since it reflects changes primarily from a single building. The Bank of America building, located at 611 North Brand Boulevard, contains approximately 420,000 square feet and was fully occupied by the bank at the beginning of 1995. The bank entered a joint venture partnership with a major developer (Maguire Partners) during 1995 and vacated more than 200,000 square feet of space in the building. The first quarter, 1996 all the available space was leased to two entertainment firms, Disney and Turner, but the temporary vacancy and negative absorption figures for this space were still in effect as of year-end 1995. The 1996 data reflects the substantial positive absorption attributable to the two major leases in this building.

     West Valley Office Market
     Overview
     The West Valley office market consists of the combined submarkets of Northridge/Reseda, Tarzana, Canoga Park/Chatsworth, Warner Center and Woodland Hills. The combined inventory in these markets totals 9,267,461 square feet, and the 2nd quarter, 1997 direct and overall vacancy rates for the West Valley market area were 18.5 percent and 19.8 percent, respectively. The Warner Center submarket is the largest component of the West Valley and also includes the highest quality office space in the West Valley market area.

      Vacancy Trends
      The chart below summarizes the historical trends in direct and overall vacancy rates for the West Valley market since 1993.

                           West Valley Vacancy Trends

                                                         Weighted Avg.
       Year-End     Direct Vacancy    Overall Vacancy    Rental Rate
       --------     --------------    ---------------    -----------
         1993              16.8%      18.1%              $23.76
         1994              17.9%      20.8%              $22.92
         1995              16.5%      20.0%              $21.52
         1996              18.3%      22.5%              $20.37

         1997 (2nd Qtr)    18.5%      19.8%              $20.65

================================================================================


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

                                [GRAPHIC OMITTED]

                    [Map of Warner Center and Woodland Hills]

                                                 Los Angeles North Office Market
================================================================================

      The irregular vacancy pattern for the West Valley markets in recent years reflects, in part, the impact on the inventory caused by the Northridge earthquake during January, 1994. This earthquake damaged a number of buildings in this market area, and inventory and vacancy trends during 1994 and 1995 are not necessarily based on consistent factors.

================================================================================


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                                                     ---------------------------

                                  Greater Warner Center
                              MARKET & SUBMARKET STATISTICS
                              End of the 2nd Quarter of 1997

                                                                Direct                     Overall
                                      Number        Direct      Vacancy      Overall       Vacancy     Net Absorption      Wtd. Avg.
Market / Submarket       Inventory   of Bldgs   Availabilities   Rate     Availabilities    Rate     2nd Qtr  YTD 1997   Rental Rate
====================================================================================================================================
GREATER WARNER CENTER    6,510,200       60         931,093      14.3%        994,902       15.3%    78,262    114,701     $22.98
------------------------------------------------------------------------------------------------------------------------------------
Warner Center            5,349,550       40         747,588      14.0%        751,088       14.0%    86,703    129,486     $23.88
Woodland Hills           1,160,650       20         183,505      15.8%        243,814       21.0%    (8,441)   (14,785)    $19.32

[GRAPHIC OMITTED]

[Pie Chart: Submarket Comparison Chart]

Woodland Hills      18%
Warner Center       82%

[GRAPHIC OMITTED]

[Bar Graph: Availabilities Bar Graph]
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Los Angeles North Office Market
================================================================================

      Market Segmentation
      The West Valley market area is comprised of a wide range in asset quality, and the different categories of assets do not necessarily experience similar vacancy and rental rate trends. The following chart provides an overview of the second quarter, 1997 supply and vacancy figures segmented for the three asset categories in the West Valley markets.

                     West Valley Office Market Segmentation

                  Asset      No. of                   Direct
                Category     Buildings  Supply (SF)   Vacancy

                Class A       43          5,606,034   19.6%
                Class B      155          7,946,440   16.2%
                             ---          ---------   ----
                Totals       198         13,546,474   17.6%

      The chart illustrates the Class A vacancy rate is 340 basis points above the Class B vacancy rate in the West Valley office market area. Approximately 80 percent of the total Class A office space in the West Valley is concentrated in the Warner Center submarket, and an additional 10 percent of this Class A space is in the Woodland Hills submarket.

      Woodland Hills
      Woodland Hills is a community within the City of Los Angeles, and this market area includes the master-planned Warner Center. The accompanying exhibits provide a statistical breakdown of the existing inventory in the "Greater Warner Center" market area, which includes the submarkets of Woodland Hills and Warner Center.

      The Greater Warner Center area contains 6,510,200 square feet of office product, with a 2nd quarter, 1997 direct vacancy rate of 14.3 percent and an overall vacancy rate of 15.3 percent. The Woodland Hills submarket comprises an average sized office market within the West Valley area, with an existing inventory of slightly over one million square feet and an average building size of approximately 60,000 square feet. The Woodland Hills submarket had a 2nd quarter, 1997 direct vacancy rate of 15.8 percent and an overall vacancy rate of
21.0 percent, both of which compared favorably to the corresponding figures for the West Valley market. The direct vacancy rate for the Woodland Hills submarket has declined over this decade, from 26.1 percent at year-end 1990 to 15.8 percent as of 2nd quarter, 1997.

      Approximately 82 percent of the office space in the Greater Warner Center area is concentrated in Warner Center, which is the primary commercial influence in the western San Fernando Valley. This 1,100-acre master planned community was developed as part of the 1960's "centers" concept in urban planning, which differs significantly from the "corridors" concept typified by Ventura or Wilshire Boulevard. Warner Center is designated as the primary Urban Center for the west San Fernando Valley, and the specific plan for the area was originally adopted in 1971. The Los Angeles City Council approved in June 1993 the long-awaited specific plan to guide development and traffic improvements for Warner Center. The boundaries for this plan

================================================================================


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                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                              Greater Warner Center
                               NET ABSORPTION (SF)
                                  Annual Trend
================================================================================
GREATER WARNER CENTER                  1994         1995      1996         1997
--------------------------------------------------------------------------------
Warner Center                       (98,786)     164,899     3,786      129,486
Woodland Hills                       (6,951)      31,719     1,898      (14,785)
================================================================================
Submarket Totals                   (105,737)     196,618     5,684      114,701
================================================================================

[GRAPHIC OMITTED]

[Bar chart: Net Office Absorption; compares Warner Center and Woodland Hills]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                              Greater Warner Center
                                  VACANCY RATES
                                  Annual Trend

Direct Vacancy Rates
--------------------------------------------------------------------------------
GREATER WARNER CENTER     1992      1993      1994     1995     1996      1997
--------------------------------------------------------------------------------
Warner Center            20.2%      17.6%     17.8%    16.7%    16.5%     14.0%
Woodland Hills           20.9%      17.2%     16.4%    11.9%    11.7%     15.8%*

[GRAPHIC OMITTED]

[Line chart: Direct Vacancy Rates; comparing Woodland Hills and Warner Center]

* - Reflects addition of 2 new buildings to the inventory

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Los Angeles North Office Market
================================================================================

include Topanga Canyon Boulevard to the west, the Ventura Freeway to the south, De Soto Avenue to the east, and Vanowen Street to the north.

      The primary stated goals of the Warner Center specific plan are as follows: 1) to coordinate future land use and development in Warner Center with public transit and transportation systems; 2) to mitigate transportation impacts of future development; and 3) to establish a hierarchy of land use intensity to minimize adverse impact upon adjacent residential neighborhoods. The Warner Center specific plan will permit 35.7 million square feet of development in the 1,100-acre center. However, the infrastructure costs associated with the plan would add substantially to the cost of development in the form of higher fees. Significant issues delineated in the plan include reduced FAR, transit and housing linkage fees, trip fees, and mixed-use development requirements. The effect of the plan on new development will be to delay new projects until market conditions improve sufficiently to create a "spike" in rental rates sufficient to justify the additional new cost.

      The emergence of the office market in Warner Center is due primarily to the development during the past decade of several major Class A office developments that have attracted a number of major institutional tenants to the marketplace. These developments include the multi-phased Warner Center Plaza development by the Voit Companies (now controlled by Copley), the two-phased Trillium development, and Warner Corporate Center. These three developments contain a combined rentable office area of just over 2.6 million square feet, or nearly 40 percent of the total office supply in the combined Woodland Hills/Warner Center market.

      Absorption - Woodland Hills
      The accompanying exhibit summarizes the annual net office absorption figures for the Warner Center and Woodland Hills submarkets. The negative net absorption shown for 1994 is attributable in part to the loss of inventory during the Northridge earthquake in January, 1994. Tenants relocated to other areas following damaged building during the remainder of the year. As shown on the exhibit each market experienced positive net absorption during 1995. Minimal net absorption occurred during 1996, and demand has increased somewhat during the first half of 1997.

      The tenant base in the Woodland Hills and Warner Center submarkets consists of a mix of financial services, business services, health care, and high-technology related companies. Major employers and users of office space in the Greater Warner Center area include WellPoint, Prudential Insurance, Health Net, 20th Century Insurance, Weyerhauser Mortgage, Zenith Insurance, and Data Products. WellPoint occupies the eight-story office building located at 21555 Oxnard Street in the Warner Center area and employs approximately 3,800 persons at this facility. Prudential Insurance employs approximately 1,500 persons at a low-rise campus development with approximately 400,000 square feet of space, which is situated at the northeast corner of Canoga Avenue and Burbank Boulevard in the Warner Center area.

      20th Century Insurance presently employs approximately 950 persons in three adjacent mid-rise and high-rise office buildings on Owensmouth Avenue in the Warner Center area.

================================================================================


                                       36
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                  Conejo Valley
                          MARKET & SUBMARKET STATISTICS
                         End of the 2nd Quarter of 1997

                                                              Direct                    Overall
                                   Number        Direct       Vacancy       Overall     Vacancy      Net Absorption      Wtd. Avg.
Market / Submarket    Inventory   of Bldgs   Availabilities    Rate     Availabilities   Rate     2nd Qtr     YTD 1997  Rental Rate
====================================================================================================================================
CONEJO VALLEY         4,582,687      87          637,079       13.9%        810,424      17.7%    (100,709)    10,764      $16.73
------------------------------------------------------------------------------------------------------------------------------------
Thousand Oaks /
  Newbury Park          701,607      14          227,349       32.4%        227,349      32.4%      (8,256)   (15,570)     $14.88
Westlake Village      1,830,581      35          197,649       10.8%        360,013      19.7%     (10,220)   (25,252)     $19.44
Agoura Hills            538,774      11          120,408       22.3%        124,714      23.1%     (87,649)    25,785      $15.24
Calabasas             1,511,725      27           91,673        6.1%         98,348       6.5%       5,416     25,801      $17.40

[GRAPHIC OMITTED]

[Pie chart: Submarket Comparison Chart]

Agoura Hills                  12%
Calabasas                     33%
Thousand Oaks / Newbury Park  15%
Westlake Village              40%

[GRAPHIC OMITTED]

[Bar graph: Availabilities Bar Graph; comparing Thousand Oaks / Newbury Park, Westlake Village, Agoura Hills and Calabasas]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Los Angeles North Office Market
================================================================================

      Future Supply - Woodland Hills
      The delivery of new office space to the West Valley market is expected to be very limited over the next few years due to the significant amounts of existing space currently available in most submarkets and the specific plans impacting these markets.

      Warner Center and the Ventura Boulevard corridor of Woodland Hills are each subject to restrictive specific plans which include substantial fees for new development. Although there are several potential sites for future competitive office development, substantial increases in rental rates would be required in order to economically justify new construction.

Conejo Valley Market
      The Conejo Valley office submarket contains a total of 4,779,013 square feet of office space or 11.7 percent of the office product in the Los Angeles North market. The Conejo Valley submarket is a second tier office market within the larger Los Angeles North area due in large part to the lesser concentration of Class A product as compared to such markets as Warner Center/Woodland Hills, Burbank, Glendale, and Studio City. As indicated on a preceding chart, Westlake Village and Calabasas comprise the most significant office markets in the Conejo Valley area with a combined inventory of 3,342,306 square feet or 70 percent of the office space in the Conejo Valley.

      As of the 2nd quarter, 1997, direct and sublease availabilities in the Conejo Valley submarket totalled 810,424 square feet for an overall vacancy rate of 17.7 percent. The recent vacancy rate for the Conejo Valley market is significantly influenced by the supply of space which is available in the Thousand Oaks/Newbury Park submarket The Thousand Oaks/Newbury Park submarket has an overall vacancy rate of 32.4 percent and the total space available within this submarket accounts for 26.7 percent of the total direct and sublease availabilities in the Conejo Valley market and 3.5 percent of the available space in the Los Angeles North office market. The accompanying exhibit summarizes the direct vacancy trends in the Conejo Valley market since 1990. The 2nd quarter 17.7 percent overall vacancy rate for the Conejo Valley market is notably decreased from the 22.6 percent overall vacancy rate as of year-end 1992.

      Within the Conejo Valley market, weighted average asking rental rates range from a low of $15.24 per-square-foot per year in Agoura Hills to a high of $19.44 per-square-foot in Westlake Village. The overall weighted average asking rental rate for the Conejo Valley is $16.73 per-square-foot annually, which is the towards the low end of the weighted average asking rental rate of the markets within the Los Angeles North sector. The table below summarizes the trend in weighted average asking rental rates on a per square foot basis for office space within the Conejo Valley markets.

================================================================================


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

[GRAPHIC OMITTED]

[Map of Simi Valley, Thousand Oaks / Newbury Park, Westlake Village, Agoura Hills and Calabasas area]

                                      Conejo Valley
                                      VACANCY RATES
                                       Annual Trend

Direct Vacancy Rates
-----------------------------------------------------------------------------------------------------------------
CONEJO VALLEY                    1990      1991      1992      1993     1994       1995     1996      2nd Qtr '97
-----------------------------------------------------------------------------------------------------------------
Thousand Oaks/Newbury Park       20.9%     23.0%     20.0%    21.6%     28.5%     34.2%     30.7%        32.4%
Westlake Village                 26.3%     29.3%     23.9%    18.3%     14.4%      8.6%      8.9%        10.8%
Agoura Hills                     21.6%     20.3%     19.7%    18.5%     10.2%      8.2%      9.0%        22.3%
Calabasas                        21.0%     18.2%     15.9%    13.5%      8.7%      3.7%      2.4%         6.1%

[GRAPHIC OMITTED]

[Line Graph: Direct Vacancy Rates; comparing Thousand Oaks / Newbury Park, Westlake Village, Agoura Hills and Calabasas]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                  Conejo Valley
                               NET ABSORPTION (SF)
                                  Annual Trend

============================================================================================
CONEJO VALLEY                     1992       1993       1994      1995       1996      1997
--------------------------------------------------------------------------------------------
Thousand Oaks / Newbury Park     9,218    (30,795)    38,881      (597)    28,280   (15,570)
Westlake Village                86,344      4,528     71,852   176,534    (20,696)  (25,252)
Agoura Hills                   (10,380)    39,980     60,414    (7,747)       (76)   25,785
Calabasas                        9,635    (40,174)    78,819    43,395     18,491    25,801
============================================================================================
Submarket Totals                94,817    (26,461)   249,966   211,585     25,999    10,764
--------------------------------------------------------------------------------------------

[GRAPHIC OMITTED]

[Line graph: Net Office Absorption; comparing Thousand Oaks / Newbury Park, Westlake Village, Agoura Hills and Calabasas]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 Los Angeles North Office Market
================================================================================

                              Conejo Valley Market
                          Weighted Average Rental Rates
                                   Annual PSF

                         1993*      1995*   % Change     1997*   % Change
                         -----      -----   --------     -----   --------

Conejo Submarket        $16.68     $18.57     +11.3%    $16.73      -9.9%
----------------        ------     ------     ------    ------      -----
- Thousand Oaks/
  Newbury Park          $15.52     $19.80     +27.6%    $14.88     -24.8%
- Westlake Village      $16.80     $17.16      +2.1%    $19.44     +13.3%
- Agoura Hills          $15.30     $15.48      +1.2%    $15.24      -1.6%
- Calabasas             $17.64     $19.32      +9.5%    $17.40      -9.9%

      * Data is as of the 2nd quarter 1993, 4th quarter 1995, and 2nd quarter 1997.

      Although the weighted asking rental rate for direct availabilities decreased by about 10 percent for the combined Conejo Valley market area, the data is somewhat misleading if not considered on a submarket basis. The rental rate trend shown above is based on asking rents for available direct space, and the Calabasas and Westlake Village submarkets have very little remaining Class A office space available for lease. As shown on the accompanying Vacancy Rates trend, the majority of the available space during the past two years has been in the less desirable submarkets, and has been primarily Class B space.

      Westlake Village
      The Westlake Village submarket is situated in the central region of the larger Simi/Conejo Valley area. The Westlake Village market contains 1,830,581 square feet of office product or 40 percent of the office space within the Conejo Valley area. The Westlake Village submarket is the largest submarket in the Conejo Valley area.

      The Westlake Village submarket had a 2nd quarter, 1997 direct vacancy rate of 10.8 percent and an overall vacancy rate of 19.7 percent. The Westlake Village direct vacancy rate is notably lower than the direct vacancy level for the larger Conejo Valley market. However, the Westlake Village area has a significant supply of sublease availabilities and, as a result, the overall vacancy rate for Westlake Village is slightly higher than the corresponding figure for the Conejo Valley area. The direct vacancy rate for the Westlake Village submarket has declined over the past several years, from a recent peak of 29.3 percent at year-end 1991 to 8.6 percent at year-end 1995, prior to the 2nd quarter 1997 increase to 10.8 percent.

      The Westlake Village office market provides convenient access to major commercial markets in Los Angeles and Ventura Counties. The City of Westlake Village is situated in the westernmost region of Los Angeles County, adjacent to the Los Angeles County border with Ventura County. Westlake Village is situated at the approximate center of the "Conejo Valley Technology Corridor", which generally extends along the Ventura Freeway (SH-101) from Calabasas on the east to Thousand Oaks on the west. Westlake Village is a master-planned

================================================================================


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

                                                 Los Angeles North Office Market
================================================================================

community, and residential population is relatively affluent in terms of household and per capita income levels. In addition, the Las Virgenes School District is a very significant attraction for families with school-age children.

      Absorption and Tenant Demand - Westlake Village
      The charts on the accompanying pages summarize the trends in and net absorption for the submarkets within the Conejo Valley market. From 1991 through 1995 Westlake Village achieved positive absorption levels which averaged about 85,000 square feet annually, or about 65 percent of the total net absorption in the Conejo Valley during this period. The net absorption levels in Westlake Village have been negative during 1996 and the first two quarters of 1997. The negative net absorption is partially attributable to the lack of available space for expansion for existing tenants or accommodating new tenant requirements.

      The tenant base in the Westlake Village submarket consists of a mix of insurance companies, distribution companies, high-technology companies, and communications services companies. Major employers and users of office space in the Westlake Village area include Dole Food Company, ComSystems, Hewlett Packard, Candle Corporation, Amgen, and State Farm Insurance. Dole Food Company is a distributor of fresh and packaged foods which employs approximately 300 persons at two facilities in the Westlake Village area, one at 31355 Oak Crest Drive and a second location at 5795 Lindero Canyon Road. ComSystems is a long distance telephone company which employs approximately 150 persons at their operations at 2829 Townsgate Road in Westlake Village. State Farm Insurance employs approximately 1,100 persons at their regional headquarters facility in Westlake Village. Other recent activity in this submarket has included leases to an advertising agency, accounting firms (including Andersen Consulting), and Lockheed/Martin.

      Conclusion - Conejo Valley Office Market
      The Conejo Valley market is a relatively small office market within the larger Los Angeles North area. The Conejo Valley offers prospective tenants the relative new and higher quality office space in Calabasas and Westlake Village, while also meeting lower cost space requirements of office users in the Agoura Hills area. The Agoura Hills submarket provide cost competitive space in the form of relatively small, garden-style, Class B buildings, while the Calabasas, Thousand Oaks, and Westlake Village submarkets offer more institutional quality space with a more varied mix of amenities.

      The Westlake Village submarket is an important office submarket within the larger Conejo Valley area. This submarket accounts for 40 percent of the office product in the Conejo Valley, and has rent levels which are at the top of the range exhibited by the various submarkets within the Conejo Valley area. Over the past several years, the Westlake Village submarket has achieved a significant improvement in the direct vacancy rate, which has declined from 29.3 percent at year-end 1991 to 8.9 percent at year-end 1996. The Westlake Village submarket has proven to be a favored location for insurance companies, distribution firms, and high-technology companies, due to the convenient access to major commercial markets in Los Angeles and

================================================================================


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                                                     VALUATION ADVISORY SERVICES
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

                                                 Los Angeles North Office Market
================================================================================

Ventura Counties, the range and quality of executive level housing, and the attractive labor pool in the greater Westlake Village area.

================================================================================


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

                                Los Angeles South
                          MARKET & SUBMARKET STATISTICS
                         End of the 2nd Quarter of 1997

                                                                    Direct                   Overall
                                          Number       Direct       Vacancy     Overall      Vacancy   Net Absorption   Wtd. Avg.
Market / Submarket           Inventory   of Bldgs  Availabilities    Rate    Availabilities    Rate         YTD 1997   Rental Rate
====================================================================================================================================
EL SEGUNDO                   8,808,494      61        1,454,163      16.5%     1,598,102       18.1%       196,848        $18.36
------------------------------------------------------------------------------------------------------------------------------------
  1 El Segundo               8,808,494      61        1,454,163      16.5%     1,598,102       18.1%       196,848        $18.36

====================================================================================================================================
TORRANCE                     7,466,275      85        1,491,089      20.0%     1,553,841       20.8%      (147,723)       $16.75
------------------------------------------------------------------------------------------------------------------------------------
  2 190th Street Corridor    3,260,161      32          798,220      24.5%       812,450       24.9%         5,028        $16.20
  3 Central Torrance         3,855,812      50          669,932      17.4%       718,474       18.6%      (154,622)       $17.28
  4 San Pedro                  350,302       3           22,937       6.5%        22,937        6.5%         1,871        $20.52

====================================================================================================================================
LONG BEACH                  10,452,306      87        1,858,752      17.8%     2,118,125       20.3%       (87,831)       $18.33
------------------------------------------------------------------------------------------------------------------------------------
  5 Long Beach Freeway       1,753,876      16          202,880      11.6%       211,786       12.1%          (690)       $18.12
  6 North Long Beach           993,150      12          230,379      23.2%       232,010       23.4%          (283)       $14.76
  7 Downtown Long Beach      3,892,654      21          935,319      24.0%     1,180,997       30.3%        45,429        $20.04
  8 Long Beach Marina          719,518       7          102,316      14.2%       102,316       14.2%         5,548        $20.64
  9 Cerritos/Norwalk         3,093,108      31          387,858      12.6%       391,016       12.5%      (117,635)       $15.84

------------------------------------------------------------------------------------------------------------------------------------
TOTAL                       28,727,075     233        4,804,004      18.0%     5,270,088       19.7%       (18,505)       $17.85
====================================================================================================================================

[GRAPHIC OMITTED]

[Pie chart: Market Size Comparison Chart]

Long Beach                         39%
Torrance                           28%
El Segundo                         33%

[GRAPHIC OMITTED]

[Bar graph: Availabilities Bar Graph; compare Direct and Sublease]

[GRAPHIC OMITTED]

[Bar chart: Submarket Weighted Average Rental Rate Comparison Chart]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                        LOS ANGELES SOUTH OFFICE MARKET ANALYSIS
================================================================================

Los Angeles South Office Market
      The Los Angeles South office market encompasses three market areas located primarily in the South Bay area of Los Angeles County. The Los Angeles South office sector is the smallest of the four office markets in Los Angeles County, behind the Central Los Angeles, West Los Angeles, and Los Angeles North markets, respectively. The Los Angeles South sector is comprised of three sectors, or market areas: El Segundo, Torrance, and Long Beach. The individual submarkets that comprise the overall Los Angeles South market exhibit a wide range in construction quality, location, tenant based, and corresponding rental rates. The chart on the accompanying page summarizes the Los Angeles South office market statistics as of 2nd quarter, 1997. The Los Angeles South office market contained 26,727,075 square feet of office, excluding owner/user, medical and government buildings. The office development in the Los Angeles South market is concentrated in three major areas or Sectors: El Segundo, Torrance, and Long Beach. The individual submarkets that comprise the overall competitive office market are differentiated according to access, market perception, tenant appeal and improvement quality, and rental rates.

      As of the 2nd quarter, 1997, the Los Angeles South office market exhibited a direct vacancy rate of 18.0 percent. The direct vacancy rate, which does not include sublease availabilities, is slightly higher than the direct vacancy rate for the larger Los Angeles County office market of 17.6 percent. The overall vacancy rate for the Los Angeles South market, which includes both direct and sublease availabilities, was 19.7 percent as of 2nd quarter 1997. The overall vacancy rate for the Los Angeles South market is 30 basis points below the corresponding figure of 20.0 percent for the Los Angeles County office market.

      The most significant office markets in the Los Angeles South area, in terms of the quality and amount of office product, include El Segundo, Central Torrance, the 190th Street Corridor, and Downtown Long Beach. The El Segundo submarket, which is situated immediately south of and adjacent to the LAX submarket, contains a significant concentration of high technology, aerospace/defense, and business service companies. The office product in this submarket ranges from multi-building business parks to high-rise space. The Downtown Long Beach submarket contains an important concentration of accounting, legal, and investment firms, which have been attracted to this submarket by the high quality product in the downtown area as well as the growing volume of international trade and related business generated by the Port of Los Angeles and the Port of Long Beach.

      Long Beach Markets
      The Long Beach sector of the Los Angeles South office market contains a total of 10,452,306 square feet in 87 buildings. The Long Beach sector includes five submarkets, as detailed on the accompanying statistical exhibit. As of 2nd quarter, 1997 the combined direct vacancy rate for these five submarkets was
17.8 percent. The vacancy rates fluctuate considerably on a submarket basis within the Long Beach sector, ranging from 11.6 percent in the Long Beach Freeway submarket to 24.0 percent in the downtown Long Beach submarket.

================================================================================


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

[GRAPHIC OMITTED]

[Map of Long Beach Freeway (Airport Corridor), North Long Beach, Downtown Long Beach, Long Beach Marina, Cerritos / Norwalk

                                        Los Angeles South Office Market Analysis
================================================================================

The downtown Long Beach submarket is the largest within this sector, and the higher vacancy rate in the submarket has a substantial impact on the vacancy rate for the sector.

      Vacancy Trends
      The accompanying exhibit summarizes the trends in vacancy rates for the five submarkets within the Long Beach office sector since 1992. Although vacancy rates declined during 1993 and 1994 from the peak 22.6 percent figure as of year-end 1992, the current 2nd quarter, 1997 vacancy rate of 17.8 percent is consistent with the year-end 1995 vacancy rate. The submarkets which have experienced the most improvement in the vacancy rates during the past four years are the Long Beach Freeway submarket (from 21.9 percent as of year-end 1993 to 11.6 percent as of 2nd quarter, 1997) and the Long Beach Marina, which has experienced a decline in vacancy rates from 19.8 percent as of year-end 1993 to
14.2 percent as of first quarter, 1997.

      Rental Rate Trends
      Within the Long Beach market, weighted average asking rental rates range from a low of $14.76 per square foot per year in North Long Beach to a high of $20.64 per square foot per year in the Long Beach Marina. The overall weighted average asking rental rate for the Long Beach market is $18.33 per-square-foot-per year. The table below summarizes the trend in weighted average asking rental rates on a per square foot basis for office space within the Long Beach markets.

                                Long Beach Market
                          Weighted Average Rental Rates
                                   Annual PSF

                              1993*      1995*        1997*   % Change (95-97)
                              -----      -----        -----   ----------------

Long Beach Market             $20.16      $18.72      $18.33       -2.1%
-----------------             ------      ------      ------       -----
- Long Beach Freeway          $20.52      $18.48      $18.12       -1.9%
- North Long Beach            $18.00      $15.00      $14.76       -1.6%
- Downtown Long Beach         $21.84      $19.92      $20.04       +0.6%
- Long Beach Marina           $17.16      $18.96      $20.64       +8.9%
- Cerritos/Norwalk*           $15.84      $16.80      $15.84       -5.7%

* Data is as of the 2nd quarter, 1993, the 4th quarter 1995, and 2nd quarter, 1997.

      The chart illustrates the relatively "flat" trend in weighted average asking rental rates during the past 18 months in the Long Beach market area. Since the weighted average rental rate is calculated based on the available direct space in each submarket, the type and amount of vacant space can "skew" the indications somewhat.

================================================================================


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

                                Long Beach Sector
                          MARKET & SUBMARKET STATISTICS
                         End of the 2nd Quarter of 1997

                                                            Direct                   Overall
                                   Number       Direct      Vacancy     Overall      Vacancy    Net Absorption       Wtd. Avg.
Market / Submarket     Inventory  of Bldgs  Availabilities   Rate    Availabilities   Rate     2nd Qtr  YTD 1997    Rental Rate
====================================================================================================================================
LONG BEACH             9,866,131     85       1,782,307      18.1%     2,041,680      20.7%    11,528    (67,631)      $18.44
------------------------------------------------------------------------------------------------------------------------------------
Long Beach Freeway     1,753,876     16         202,880      11.0%       211,786      12.1%       232       (690)      $18.12
North Long Beach         993,150     12         230,379      23.2%       232,010      23.4%      (431)      (283)      $14.76
Downtown Long Beach    3,892,654     21         935,319      24.0%     1,180,997      30.3%    40,645     45,429       $20.04
Long Beach Marina        719,518      7         102,316      14.2%       102,316      14.2%     4,903      5,548       $20.64
Cerritos               2,506,933     29         311,413      12.4%       314,571      12.5%   (33,821)  (117,635)      $15.84

[GRAPHIC OMITTED]

[Pie Chart: Submarket Comparison Chart]

Long Beach Marina       7%
Cerritos                25%
Long Beach Freeway      18%
North Long Beach        10%
Downtown Long Beach     40%

[Bar Chart: Availablilties Bar Graph]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                               Long Beach Sector
                                 VACANCY RATES
                                  Annual Trend

Direct Vacancy Rates
--------------------------------------------------------------------------------
LONG BEACH             YE '92   YE '93    YE '94    YE '95   YE '96  2nd Qtr '97
--------------------------------------------------------------------------------
Long Beach Freeway     18.8%    21.9%     19.5%      15.0%    12.1%     11.6%
North Long Beach       25.3%    23.0%     17.2%      21.0%    23.0%     23.2%
Downtown Long Beach    28.2%    23.0%     22.1%      26.2%    25.9%     24.0%
Long Beach Marina      21.2%    19.8%     12.9%      12.1%    16.1%     14.2%
Cerritos               20.8%     9.8%      7.7%       6.7%     8.4%     12.4%
================================================================================
Submarket Totals       22.6%    19.4%     17.3%      17.8%    19.4%     18.1%
--------------------------------------------------------------------------------

[GRAPHIC OMITTED]

[Line graph: Direct Vacancy Rates; comparing Long Beach Freeway, North Long Beach, Downtown Long Beach, Long Beach Marina, Cerritos]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                Long Beach Sector
                               NET ABSORPTION (SF)
                                  Annual Trend

------------------------------------------------------------------------------------
LONG BEACH            YE '92     YE '93    YE '94    YE '95     YE '96   2nd Qtr '97
------------------------------------------------------------------------------------
Long Beach Freeway    44,446    (94,444)  100,909   419,823    (27,991)      232
North Long Beach      51,022     18,635    21,350       (46)   (20,477)     (431)
Downtown Long Beach  (81,613)   113,056    35,744  (129,899)   (28,426)   40,645
Long Beach Marina    (47,410)     9,351    36,923    19,419    (20,338)    4,903
Cerritos              32,679    156,446    52,908    40,366    (60,723)  (33,821)
====================================================================================
Submarket Totals        (876)   203,044   247,834   349,663   (157,955)   11,528
------------------------------------------------------------------------------------

[GRAPHIC OMITTED]

[Line chart: Net Office Absorption; comparing Long Beach Freeway, North Long Beach, Downtown Long Beach, Long Beach Marina, Cerritos]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                        Los Angeles South Office Market Analysis
================================================================================

      Although the Long Beach sector of the South Bay market area continues to experience vacancy rates of approximately 18 percent as of 2nd quarter, 1997, the strengthening Los Angeles economy has positively impacted individual submarkets during the past several years.

      The office market in the Los Angeles South Sector has historically been driven in large part by the office requirements of local aerospace/defense companies, most notably McDonnell Douglas which operates a major assembly facility in the Long Beach Airport area. Other significant users of space in this submarket include the health services and business services markets. With the decline in demand from traditional defense industry users, such as military weapons and defense systems, the aerospace firms have expanded into public sector arenas such as Hughes' communications businesses and Direct TV. The merger of McDonnel Douglas and Seattle-base Boeing Corporation has effectively combined the labor forces of these two firms in order to satisfy the substantial back orders for Boeing products, and is expected to preserve employment for McDonnel Douglas in this market.

      The Long Beach office market contains a significant concentration of the existing office inventory in the larger Los Angeles South area. The Long Beach market provides a mix of Class A high-rise office space in the Downtown Long Beach area, low to mid-rise Class A space in the Long Beach Freeway submarket, and relatively lower cost space in suburban markets in the greater Long Beach area. The Long Beach market achieved a steady increase in the annual net absorption which has been reflected in the declining overall vacancy level from 1992 to 1995, prior to reversing this trend during 1996.

================================================================================


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

                                  Orange County
                          MARKET & SUBMARKET STATISTICS
                         End of the 2nd Quarter of 1997

                                                                             Direct
                                                  Number        Direct       Vacancy     Overall
Market / Submarket                  Inventory    of Bldgs   Availabilities    Rate    Availabilities
====================================================================================================
SOUTH COUNTY                        5,054,321       101         504,787       10.0%      554,954
----------------------------------------------------------------------------------------------------
  1 Irvine Spectrum                 1,995,437        31         226,941       11.4%      267,801
  2 Lake Forest/R.S. Margarita        231,634         6          15,330        6.6%       15,330
  3 Laguna Hills/Aliso Viejo        1,679,770        33         135,297        8.1%      144,704
  4 Laguna Niguel/Laguna Beach        237,559         3          31,888       13.4%       31,888
  5 Mission Viejo                     786,567        25          90,260       11.5%       90,260
  6 Dana Point/San Clemente/San       123,354         3           5,171        4.2%        5,171
    Juan Capistrano

====================================================================================================
GREATER AIRPORT AREA               24,266,753       243       1,962,612        8.1%    2,497,764
----------------------------------------------------------------------------------------------------
  7 South Santa Ana                 1,462,129         7         150,447       10.3%      186,738
  8 Costa Mesa                      4,008,083        29         372,468        9.3%      630,764
  9 Newport Beach                   6,219,586        83         395,106        6.4%      503,749
 10 Irvine (No Spectrum)           12,576,958       124       1,044,591        8.3%    1,176,513

====================================================================================================
WEST COUNTY                         3,902,912        63         744,201       19.1%      772,455
----------------------------------------------------------------------------------------------------
 11 Seal Beach                        295,019         4          49,177       16.7%       54,177
 12 Westminster                       241,400         5          92,910       38.5%       92,910
 13 Huntington Beach                1,014,519        18         178,847       17.6%      199,318
 14 Fountain Valley                   549,912         9          53,902        9.8%       56,685
 15 Garden Grove                      865,806        11         273,818       31.6%      273,818
 16 Los Alamitos/Stanton              266,502         5          43,982       16.5%       43,982
 17 Cypress                           669,754        11          51,565        7.7%       51,565

====================================================================================================
TRI-FREEWAY AREA                    9,428,124       123       1,804,236       19.1%    2,022,572
----------------------------------------------------------------------------------------------------
 18 Parkcenter Area                 2,597,962        49         472,514       18.2%      489,262
 19 Stadium Area                    2,412,596        44         396,603       16.4%      514,077
 20 The City Area                   2,245,311        14         473,158       21.1%      557,272
 21 Main Place Area                 2,172,255        16         461,961       21.3%      461,961

====================================================================================================
CENTRAL COUNTY                      5,598,674       103       1,045,381       18.7%    1,155,691
----------------------------------------------------------------------------------------------------
 22 Tustin                            234,159         6          15,239        6.5%       15,239
 23 Santa Ana                       1,429,367        35         185,403       13.0%      212,172
 24 North/East Anaheim              1,558,688        30         205,302       13.2%      288,843
 25 East Orange                       413,013         7          24,573        5.9%       24,573
 26 Civic Center Area               1,963,447        25         614,864       31.3%      614,864

====================================================================================================
NORTH COUNTY                        4,012,972        58         588,075       14.7%      655,893
----------------------------------------------------------------------------------------------------
 27 Fullerton                         990,825        17         198,321       20.0%      198,321
 28 Brea/La Habra                   1,946,393        26         199,451       10.2%      262,382
 29 Placentia/Yorba Linda             188,540         5          20,898       11.1%       20,898
 30 Buena Park/La Palma               887,214        10         169,405       19.1%      174,292

----------------------------------------------------------------------------------------------------
TOTAL                              52,263,756       691       6,649,292       12.7%    7,659,329
====================================================================================================

                                    Overall
                                    Vacancy  Net Absorption   Wtd. Avg.
Market / Submarket                   Rate       YTD 1997     Rental Rate
========================================================================
SOUTH COUNTY                         11.0%       111,900         $21.19
------------------------------------------------------------------------
  1 Irvine Spectrum                  13.4%        67,986         $23.04
  2 Lake Forest/R.S. Margarita        6.6%        11,745         $18.24
  3 Laguna Hills/Aliso Viejo          8.6%        41,403         $18.96
  4 Laguna Niguel/Laguna Beach       13.4%       (20,164)        $24.72
  5 Mission Viejo                    11.5%           (77)        $19.08
  6 Dana Point/San Clemente/San       4.2%        11,007         $21.72
    Juan Capistrano

========================================================================
GREATER AIRPORT AREA                 10.3%       798,909         $21.37
------------------------------------------------------------------------
  7 South Santa Ana                  12.8%       (15,897)        $20.16
  8 Costa Mesa                       15.7%       193,558         $20.28
  9 Newport Beach                     8.1%       237,122         $24.48
 10 Irvine (No Spectrum)              9.4%       384,126         $20.76

========================================================================
WEST COUNTY                          19.8%       (38,450)        $15.71
------------------------------------------------------------------------
 11 Seal Beach                       18.4%        (7,256)        $24.84
 12 Westminster                      38.5%       (43,563)        $15.24
 13 Huntington Beach                 19.6%        19,991         $16.68
 14 Fountain Valley                  10.3%         8,343         $16.20
 15 Garden Grove                     31.6%       (24,220)        $14.04
 16 Los Alamitos/Stanton             16.5%        13,085         $12.24
 17 Cypress                           7.7%        (4,830)        $15.84

========================================================================
TRI-FREEWAY AREA                     21.5%       201,088         $16.32
------------------------------------------------------------------------
 18 Parkcenter Area                  18.8%       (27,047)        $14.64
 19 Stadium Area                     21.3%       127,423         $16.08
 20 The City Area                    24.8%        83,383         $17.18
 21 Main Place Area                  21.3%        17,327         $17.40

========================================================================
CENTRAL COUNTY                       20.6%       245,398         $14.81
------------------------------------------------------------------------
 22 Tustin                            6.5%           109         $14.04
 23 Santa Ana                        14.8%        33,737         $15.00
 24 North/East Anaheim               18.5%       153,821         $14.52
 25 East Orange                       5.9%       (10,735)        $18.12
 26 Civic Center Area                31.3%        68,456         $14.40

========================================================================
NORTH COUNTY                         16.3%        93,476         $16.13
------------------------------------------------------------------------
 27 Fullerton                        20.0%        17,230         $13.80
 28 Brea/La Habra                    13.5%        64,425         $17.04
 29 Placentia/Yorba Linda            11.1%         8,016         $15.24
 30 Buena Park/La Palma              19.6%         3,805         $17.88

------------------------------------------------------------------------
TOTAL                                14.7%     1,412,309         $17.83
========================================================================

[GRAPHIC OMITTED]

[Pie chart: Market size comparison]

West County            7%
Tri-Freeway Area      18%
Central County        11%
North County           8%
South County          10%
Greater Airport Area  46%

[GRAPHIC OMITTED]

[Bar graph: Availabilities Bar Graph; comparing Direct and Sublease]

[GRAPHIC OMITTED]

[Bar graph: Submarket Weighted Average Rental Rate Comparison Chart]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                   ORANGE COUNTY MARKET ANALYSIS
================================================================================

Orange County Office Market
      Overview
      The Orange County Office Market consists of six separate sectors which are differentiated according to size, location, construction quality, tenant appeal, and rental rates. The county has one primary and one secondary central business district: the Greater Airport Area and the Tri-Freeway Area, respectively. These two areas have emerged as the focal points of Orange County office development activity in recent years. There is a total of approximately 52.2 million square feet of office space in Orange County, about half of which is in the Greater Airport Area. The following provides a discussion of the division of the six sectors into the 30 submarkets. Refer to the accompanying exhibit for a statistical overview of the market.

      Sector 1 - South County           This sector includes the submarkets of
                                        Irvine Spectrum, El Toro/Lake Forest,
                                        Laguna Hills/Aliso Viejo, Laguna Niguel,
                                        Mission Viejo, and Dana Point/San
                                        Clemente/San Juan Capistrano. This
                                        sector includes all office space south
                                        of the I-405/SH-133 interchange
                                        commencing with buildings in Irvine
                                        Spectrum. High-tech and financial
                                        services firms comprise the largest
                                        component of the tenant base.

      Sector 2 - Greater Airport Area   This sector of includes the submarkets
                                        of South Santa Ana, Costa Mesa, Newport
                                        Beach, and Irvine. The majority of Class
                                        A office space in the county is in this
                                        sector, and it is considered the Central
                                        Business District (CBD) of the county.

      Sector 3 - West County            This sector includes the submarkets of
                                        Seal Beach, Westminster, Huntington
                                        Beach, Fountain Valley, Garden Grove,
                                        Los Alamitos/Stanton, and Cypress. The
                                        majority of office space within this
                                        sector is considered class B or C class
                                        space, with the exception of a few Class
                                        A buildings in Huntington Beach.

      Sector 4 - Tri-Freeway Area       This sector includes the submarkets of
                                        the Parkcenter, Stadium, The City, and
                                        Main Place Areas. The Tri-Freeway sector is considered the secondary central business district for Orange County.

      Sector 5 - Central County         This sector includes the submarkets of
                                        Tustin, Santa Ana, East Orange, and the
                                        Civic Center area of the City of Santa
                                        Ana. This sector is comprised

================================================================================


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                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

[GRAPHIC OMITTED]

[Map of South County, Greater Airport Area, West County, Tri-Freeway Area, Central County, North County]

                                                   Orange County Market Analysis
================================================================================

                                        of primarily older office supply and
                                        functionally obsolete buildings, with
                                        the exception of a few class A buildings in Santa Ana.

      Sector 6 - North County           This sector includes the submarkets of
                                        Fullerton, Brea/La Habra,
                                        Placentia/Yorba Linda, and Buena Park/La
                                        Palma. All space within this sector is
                                        considered class B with the exception of one project in La Palma.

      The combined Orange County office market contained a total of 52,263,756 square feet of office area at the end of the 2nd quarter, 1997. Including sublease availabilities, the overall vacancy rate equals 17.4 percent. The chart below summarizes the direct and overall historical vacancy trends from 1991 through 2nd quarter, 1997.

                            Historical Vacancy Rates
                               1991 - 2nd Qtr.1997
                                  ORANGE COUNTY

                                              Direct                     Overall
                              Direct          Vacancy   Overall          Vacancy
Period            Inventory   Availabilities  Rate      Availabilities   Rate
------            ---------   --------------  ----      --------------   ----
4th Qtr. 1991    50,028,408   9,748,620       19.5%     11,217,474       22.4%
4th Qtr. 1992    49,883,126   9,521,609       19.1%     10,616,285       21.3%
4th Qtr. 1993    51,376,391   8,785,363       17.1%      9,779,840       19.0%
4th Qtr. 1994    51,434,552   8,821,226       17.2%      9,914,476       19.3%
4th Qtr. 1995    52,668,351   8,140,511       15.5%      9,181,632       17.4%
4th Qtr. 1996    52,217,016   8,007,955       15.3%      9,009,149       17.3%
2nd Qtr. 1997    52,263,756   6,649,292       12.7%      7,659,329       14.7%

      The figures above are based on non-medical office buildings within the county excluding buildings below 30,000 prior to the first quarter 1995. The survey parameters were revised as of the first quarter 1995 to include all buildings above 25,000 square feet, resulting in an expanded inventory relative to prior years.

      The chart above illustrates the steady decline in vacancy rates in the Orange County market, from a peak of 19.5 percent and 22.4 percent (direct and overall, respectively) as of year-end 1991 to 15.3 percent and 17.3 percent as of year-end 1996. The 2nd quarter, 1997

================================================================================


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                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                           Orange County Office Market
                            HISTORICAL VACANCY TRENDS
                        Year End 1992 - 2nd Quarter 1997

================================================================================
          Year End  Year End   Year End Year End   Year end    5-Year    2nd Qtr
--------------------------------------------------------------------------------
Period        1992      1993       1994     1995       1996       Avg       1987
--------------------------------------------------------------------------------
Direct       19.1%     17.3%      17.2%    15~5%      15.3%     16.9%      12.7%
--------------------------------------------------------------------------------
Sublease      2.2%      1.7%       2.1%     1.9%       2.0%      2.0%       2.0%
--------------------------------------------------------------------------------
Overall      21.3%     19.0%      19.3%    17.4%      17.3%     18.9%      14.7%
================================================================================

                                [GRAPHIC OMITTED]

                    [Bar chart showing Direct Vacancy Trends]


                                [GRAPHIC OMITTED]


                   [Bar chart showing Overall Vacancy Trends]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                   Orange County Market Analysis
================================================================================

market statistics show a substantial decline to 12.7 percent in the direct vacancy rate on a countywide basis.

Employment
      Orange County has historically been an attractive location for major corporations due to the appealing quality of life and the region's proximity to major metropolitan markets in Los Angeles, San Diego, and the growing Inland Empire counties of Riverside and San Bernardino. Additionally, the county's supply of developable land attracted many land intensive businesses such as aerospace and defense companies. Companies with regional offices in Orange County include Ralph's, JC Penney, Lucky Stores, State Farm Insurance, and Taco Bell Corporation.

      The top ten employers in Orange County are listed on the chart on the following page. The ten largest companies represent a diverse range of industries including aerospace/defense, entertainment, communications, and medical instruments.

                TOP TEN EMPLOYERS - ORANGE COUNTY
                ---------------------------------
                County of Orange              15,335
                Walt Disney Company            9,700
                General Motors                 7,587
                Rockwell International Corp.   7,200
                PepsiCo., Inc.                 6,413
                BankAmerica Corp.              5,500
                McDonnell Douglas Corp.        5,500
                Family Restaurants, Inc.       5,214
                Dayton Hudson Corp.            5,056
                Yucaipa Cos. (Food 4 Less)     5,000

                    Source: Orange County Chamber of Commerce

      Orange County has historically experienced lower unemployment levels than other areas of California. The following chart shows the average annual employment statistics for the county in comparison to the State of California during the past five years:

                            1992        1993        1994         1995        1996
====================================================================================
STATE OF CALIFORNIA
  Labor Force           15,404,255   16,359,518  16,481,830   15,416,475  15,596,139
  Employment            13,973,304   13,918,275  14,132,938   14,205,868  14,469,924
  Unemployment           1,430,951    1,441,243     128,895    1,209,609   1,126,215
  Unemployment Rate           9.3%         9.4%        8.6%         7.8%        7.3%
------------------------------------------------------------------------------------
ORANGE COUNTY
  Labor Force             1,309,675  1,328,375    1,333,534    1,322,816   1,343,842
  Employment              1,220,885  1,238,512    1,257,135    1,255,324   1,288,871
  Unemployment               88,789     89,763       76,399       67,492      65,171
  Unemployment Rate            6.8%       6.8%         5.7%         5.1%        4.1%
------------------------------------------------------------------------------------

      The chart shows that Orange County continues to add jobs at a rate which has reduced the unemployment levels at an impressive pace, as summarized below.

================================================================================


                                       46
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Southern California
EMPLOYMENT & UNEMPLOYMENT TRENDS

==============================================================================================
County Name                      1992         1993         1994          1995         1996
----------------------------------------------------------------------------------------------
STATE OF CALIFORNIA
   Labor Force               15,404,255     15,359,518   15,449,963    15,427,26i   15,596,139
   Employment                13,973,304     13,918,275   14,122,088    14,216,727   14,469,924
   Unemployment               1,430,951      1,441,243    1,327,875     1,210,534    1,126,215
   Unemployment Rate               9.3%           9.4%         8.6%          7.8%         7.2%
----------------------------------------------------------------------------------------------
ORANGE COUNTY
   Labor Force                1,309,675      1,328,375    1,333,534     1,322,816    1,343,842
   Employment                 1,220,886      1,238,612    1,257,135     1,255,324    1,288,671
   Unemployment                  88,789         89,763       76,399        67,492       55,171
   Unemployment Rate               6.8%           6.8%         5.7%          5.1%         4.1%
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
UNEMPLOYMENT RATE               1992           1993         1994          1995         1996
----------------------------------------------------------------------------------------------
STATE OF CALIFORNIA             9.3%           9.4%         8.6%          7.8%         7.2%
----------------------------------------------------------------------------------------------
(1) ORANGE COUNTY               6.8%           6.8%         5.7%          5.1%         4.1%

        Source. U.S. Bureau of Labor Statistics / Local Area Unemployment

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Southern California
EMPLOYMENT & UNEMPLOYMENT TRENDS                         1996 Monthly Statistics

=======================================================================================================================
County Name                       Jan          Feb           Mar           Apr           May          Jun          Jul
-----------------------------------------------------------------------------------------------------------------------
STATE OF CALIFORNIA
  Labor Force              15,397,167   15,441,959    15,409,521    15,336,355    15,354,210   15,486,483    15,662,745
  Employment               14,130,468   14,171,540    14,215,227    14,201,386    14,292,786   14,360,241    14,461,094
  Unemployment              1,266,719    1,270,419     1,194,294     1,134,979     1,091,424    1,126,242     1,201,651
  Unemployment Rate              8.2%         8.2%          7.8%          7.4%          7.1%         7.3%          7.7%
=======================================================================================================================
ORANGE COUNTY
  Labor Force               1,326,236    1,329,796     1,330,506     1,324,698     1,328,515    1,340,145     1,351,442
  Employment                1,263,470    1,268,000     1,273,868     1,269,098     1,272,156    1,282,176     1,289,990
  Unemployment                 62,786       61,798        58,838        55,600        56,359       57,989        61,452
  Unemployment Rate              4.7%         4.6%          4.3%          4.2%         42.0%         4.3%          4.5%
-----------------------------------------------------------------------------------------------------------------------

=========================================================================================================
County Name                      Aug           Sep           Oct           Nov           Dec      Average
---------------------------------------------------------------------------------------------------------
STATE OF CALIFORNIA
  Labor Force              15,673,426   15,515,336    15,646,942    15,597,395    15,446,176   15,513,779
  Employment               14,575,098   14,552,819    14,611,586    14,538,900    14,463,181   14,373,650
  Unemployment              1,097,328    1,062,519     1,035,358     1,060,495       982,995    1,140,130
  Unemployment Rate              7.0%         6.8%          6.6%          6.8%          6.2%         7.3%
=========================================================================================================
ORANGE COUNTY
  Labor Force               1,349,509    1,342,994     1,355,762     1,350,239     1,344,897    1,339,562
  Employment                1,291,664    1,287,099     1,304,047     1,301,516     1,303,156    1,263,853
  Unemployment                 57,845       55,895        51,715        48,723        41,741       55,708
  Unemployment Rate              4.3%         4.2%          3.8%          3.6%          3.1%         4.2%
---------------------------------------------------------------------------------------------------------

* - This data represents annual averages from cities with population totals over 25,000 and it has not been seasonally adjusted

-----------------------------------------------------------------------------------------------------------------------
UNEMPLOYMENT RATE               Jan          Feb           Mar            Apr           May         Jun           Jul
-----------------------------------------------------------------------------------------------------------------------
STATE OF CALIFORNIA             8.2%         8.2%          7.3%          7.4%          7.1%         7.3%          7.7%
-----------------------------------------------------------------------------------------------------------------------
(1) ORANGE COUNTY               4.7%         4.6%          4.3%          4.2%          4.2%         4.3%          4.5%

--------------------------------------------------------------------------------------------------------
UNEMPLOYMENT RATE               Aug          Sep           Oct           Nov           Dec       Average
--------------------------------------------------------------------------------------------------------
STATE OF CALIFORNIA             7.0%         6.8%          6.6%          6.8%          6.2%         7.3%
--------------------------------------------------------------------------------------------------------
(1) ORANGE COUNTY               4.3%         4.2%          3.8%          3.6%          3.1%         4.2%


       Source: U.S. Bureau of Labor Statistics / Local Area Unemployment

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Southern California
EMPLOYMENT & UNEMPLOYMENT TRENDS

                                                   Y-T-D 1997 Monthly Statistics

=======================================================================================
County Name                       Jan         Feb          Mar         Apr     Average
---------------------------------------------------------------------------------------
STATE OF CALIFORNIA
    Labor Force            15,671,563  15,720,487   15,748,108  15,736,732  15,719,223
    Employment             14,504,463  14,602,253   14,691,117  14,737,313  14,633,787
    Unemployment            1,167,100   1,118,234    1,056,991     999,419   1,085,436
    Unemployment Rate            7.4%        7.1%         6.7%        6.4%        6.9%
---------------------------------------------------------------------------------------
ORANGE COUNTY
    Labor Force             1,356,858   1,360,009    1,363,085   1,358,496   1,359,612
    Employment              1,306,063   1,312,625    1,318,814   1,315,904   1,313,352
    Unemployment               50,795      47,384       44,268      42,592      46,260
    Unemployment Rate            3.7%        3.5%         3.2%        3.1%        3.4%
---------------------------------------------------------------------------------------

* - This data represents annual averages from cities with population totals over 25,000 and has not been seasonally adjusted

--------------------------------------------------------------------------------
    UNEMPLOYMENT RATE           Jan       Feb      Mar       Apr      Average
--------------------------------------------------------------------------------
    STATE OF CALIFORNIA         7.4%      7.1%     6.7%      6.4%       6.9%
--------------------------------------------------------------------------------
(1) ORANGE COUNTY               3.7%      3.5%     3.2%      3.1%       3.4%

Source: U.S. Bureau of Labor Statistics / Local Area Unemployment

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Employment Statistics
Woods & Poole Economics, Inc.

=====================================================================================================================

                                       1970       1980      1910       1994      1998      1997       1998      2000
---------------------------------------------------------------------------------------------------------------------
Orange County
  Farm                                  6.12       4.85      4.96       5.51      5.49      5.50       5.50      5.49
  Agricultural Services, Other          4.63      12.30     19.59      18.19     18.69     18.76      18.83     18.98
  Mining                                2.15       3.10      3.31       2.67      2.63      2.65       2.67      2.69
  Construction                         26.47      61.36     92.59      70.85     74.70     75.24      76.16     78.00
  Manufacturing                       124.02     228.07    261.25     217.14    222.49    224.36     226.15    229.48
  Transport, Comm., & Public Utl       15.98      31.02     45.05      46.19     48.62     49.06      49.84     51.32
  Wholesale Trade                      15.93      45.23     94.67      96.69    106.69    109.75     113.29    120.46
  Retail Trade                        100.43     190.54    286.66     249.53    259.38    259.87     261.78    265.50
  Finance, Ins., & R.E.                50.48     115.18    173.56     150.39    166.20    169.51     173.93    182.79
  Services                            103.37     247.38    486.52     489.81    524.05    534.45     548.41    576.40
  Federal Civilian Govt.               10.31      12.45     17.34      15.86     15.51     15.44      15.50     15.92
  Federal Military Govt.               27.16      17.05     19.60      16.09     11.09      8.56       0.56      8.56
  State and Local Govt.                58.08      91.68    105.78     110.81    112.28    112.25     112.88    114.12
---------------------------------------------------------------------------------------------------------------------
   Total                              845.11   1,018.39  1,590.88   1,499.73  1,588.02  1,585.42   1,813.80  1,859.71
---------------------------------------------------------------------------------------------------------------------

===========================================================================================================
                                      CAGR      CAGR     CAGR       CAGR       CAGR      CAGR       CAGR
                                     1970-80   1980-90  1990-94  1994-1996  1998-l997  1997-1998  1998-2000
-----------------------------------------------------------------------------------------------------------
Orange County
  Farm                                -2.30%    0.22%    1.06%     -0.04%     0.02%      0.00%     -0.02%
  Agricultural Services, Other        10.28%    4.76%   -0.74%      0.27%     0.04%      0.04%      0.08%
  Mining                               3.73%    0.66%   -2.13%     -0.15%     0.08%      0.08%      0.07%
  Construction                         8.77%    4.20%   -2.84%      0.53%     0.07%      0.12%      0.24%
  Manufacturing                        6.19%    1.46%   -1.83%      0.24%     0.08%      0.08%      0.15%
  Transport, Comm., & Public Utl       8.86%    3.80%    0.25%      0.51%     0.09%      0.15%      0.29%
  Wholesale Trade                     11.00%    7.67%    0.21%      1.01%     0.26%      0.32%      0.62%
  Retail Trade                         6.61%    3.42%   -0.66%      0.39%     0.02%      0.07%      0.14%
  Finance, Ins., & R.E.                8.60%    4.19%   -0.79%      0.36%     0.20%      0.26%      0.50%
  Services                             9.12%    7.00%    0.07%      0.60%     0.20%      0.26%      0.50%
  Federal Civilian Govt.               1.90%    3.37%   -0.89%     -0.22%    -0.05%      0.10%      0.20%
  Federal Military Govt.              -4.55%    1.40%   -1.95%     -3.65%    -2.56%      0.00%      0.00%
  State and Local Govt.                4.70%    1.50%    0.47%      0.13%     0.00%      0.06%      0.11%
-----------------------------------------------------------------------------------------------------------
   Total                               6.86%    4.16%   -0.59%      0.45%     0.11%      0.18%      0.64%
-----------------------------------------------------------------------------------------------------------

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Orange County Market Analysis
================================================================================

                               Unemployment            Unemployment
                               Average 1993            Average 1996
                               ------------            ------------
      State of California:         9.4%                     7.3%
      Orange County:               6.8%                     4.1%

      Although the annual unemployment data above shows the overall improvements in the economy in California and Orange County since 1992, an analysis of the data on a monthly basis indicates the trend in increased employment has accelerated during the 16-month period from January, 1996 through April, 1997. The accompanying exhibit summarizes the employment and unemployment data for the State of California and Orange County on a monthly basis during this timeframe. The exhibit demonstrates that the Orange County unemployment levels declined steadily during 1996, and this trend has continued during the first four months of 1997. The chart below compares the unemployment rates for Orange County during January through April, 1996 versus 1997.

                      Orange County Unemployment Statistics
                                1996 versus 1997

   Month:         January     February     March      April   4-Month Average

      1996          4.7%        4.6%        4.3%       4.2%         4.5%
      1997          3.7%        3.5%        3.2%       3.1%         3.4%
                    ----        ----        ----       ----         ----
      Difference:   1.0%        1.1%        1.1%       1.1%         1.1%

      The economic recovery in the Orange County region has continued to stimulate new employment growth. The accompanying exhibit "Employment by Sector" shows the historical and projected employment breakdown by sector for Orange County, based on data provided by Woods & Poole Economics, Inc. The three major employment sectors in the county are 1) services; 2) trade; and 3) manufacturing.

      Net Office Absorption
      The accompanying chart summarizes the historical net office absorption for the Orange County Office Market during the past five years. The chart breaks out net office absorption figures for the entire Orange County Market, Greater Airport Area, and the Orange County Market excluding the Airport Area figures. This analysis is relevant because the Orange County Office Market is driven largely by the performance of the Greater Airport Area, which represents approximately 50 percent of the total county office supply.

      Annual net absorption figures for Orange County have ranged from (36,034) during 1992 to 1,003,756 during 1993. As noted the 1997 year4o-date data shows net absorption of 1,412,309 square feet, which contributed to the impressive decline in vacancy to 12.7 percent noted previously. The "Greater Airport Area" office sector has experienced the most significant component of the total county net absorption during the five-year period from 1992 through 1996, but the 2nd quarter, 1997 data suggests a surge in net absorption for other areas of the

================================================================================


                                       47
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

================================================================================

                        Historical Net Office Absorption
                                   1992-1996
                          Orange County Office Market

================================================================================

================================================================================

                       Airport Area          Orange Co.       Orange County
      Period            Absorption          Excl. Airport     Incl. Airport
--------------------------------------------------------------------------------
      Year End 1992       244,869             (280,903)          (36,034)
      Year End 1993       878,298              125,458         1,003,756
      Year End 1994       291,926              (90,152)          201,774
      Year End 1995       235,485               99,854           335,339
      Year End 1996       864,920             (503,362)          361,558
--------------------------------------------------------------------------------
      5.0 Yr Avg Ann.     503,100             (129,821)          373,279

      Total 2nd Qtr `97   796,909              613,400         1,412,309

                               [GRAPHIC OMITTED]

[Line graph: comparing Airport Area Absorption, Orange Co. Excl. Airport, Orange County Incl. Airport]

================================================================================

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                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                   Orange County Market Analysis
================================================================================

county as well. The tightening vacancy rates in the prime Airport market area has led to demand for space in other Orange County markets. The Greater Airport sector has historically been considered the premiere office location within the county. Locations within Newport Center/Newport Beach, Irvine, and Costa Mesa are considered by tenants the most desirable in terms of amenities, and most convenient in terms of access and transportation.

      Rental Rate Trends
      The accompanying chart summarizes the historical weighted average asking rental rates within each of the six office sectors for Orange County since 1993 as well as the rates for the county as a whole. The weighted average rental rates declined slightly from 1993 levels during 1994 through 1996 prior to increasing during first quarter, 1997. However it is important to note that a fundamental shift to "effective" rate leasing took place in the county over the period from 1993 through 1995. In previous years landlords maintained higher rental rates by offering extended upfront free rent periods on lease commitments, resulting in lowered average (or effective) rental rates over the term of the lease. During the period from 1993 through 1995 a trend of effective rate leasing (no free rent) commenced. By 1996 most landlords had shifted away from free rent concessions, and as a result face rental rates equal effective rental rates in most markets. Premiere markets, such as Newport Beach/Newport Center and Irvine, have initial contract or asking rates below effective rents due to scheduled rental increases over the lease term.

      Although other factors influence the weighted average rental rate indications, the data illustrates the more favorable market perception of the Greater Airport market sector, with increasing asking rents during each period since 1994.

      Future Supply
      New development of speculative office space within the Orange County Office Market is unlikely to occur during the near term. Although the county office market continues to recover in terms of vacancy, rental rates have yet to return to a level which justifies the cost of new development. Markets such as Central County, North County, and West County may not experience new office development for several years. The two most recently completed office buildings in the county have been: 1) The 1995 construction of the Theme Building completed by Disney along the I-5 frontage portion of the theme park site, and:
2) The 1994 completion of the State Compensation Insurance Fund building in Santa Ana, which was 80 percent preleased to State Compensation. Most leasing brokers within these markets feel the development of these buildings was unwise and neither building could be sold for the cost of development today.

      Even in premiere office markets such as Newport Center/Newport Beach and Irvine, where rental rates are rising rapidly, the cost to develop high quality office space exceeds in most cases stabilized values for office space. Within these markets additional constraints on future supply exist in the form of entitlement fees to the Cities of Newport Beach, Irvine, Santa Ana, and Costa Mesa. Typical development fees for office projects include: 1) San Joaquin Hills Transportation Corridor fees in the range from $2.50 to $3.50 per-square-foot of buildable

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Orange County Office Market
Historical Weighted Average Office Rental Rates - Annual FSG Basis (PSF) (Fourth Quarter Figures)

================================================================================
              South     Airport    West    Tri-Frwy  Central    North    Orange
Period        County     Area     County     Area    County    County    County
================================================================================
1993          $18.12    $18.84    $16.20    $17.28   $14.64    $16.44    $17.52
--------------------------------------------------------------------------------
1994          $17.64    $18.72    $16.32    $17.04   $14.28    $16.56    $17.28
--------------------------------------------------------------------------------
1995          $18.12    $19.32    $15.12    $16.56   $14.04    $16.20    $17.28
--------------------------------------------------------------------------------
1996          $18.68    $20.41    $15.17    $16.17   $14.04    $15.99    $17.46
--------------------------------------------------------------------------------
4-Yr Avg.     $18.14    $19.32    $15.70    $16.76   $14.25    $16.30    $17.39
--------------------------------------------------------------------------------
2Q97          $21.19    $21.37    $15.71    $16.32   $14.61    $16.13    $17.83
================================================================================

[GRAPHIC OMITTED]

[Bar graph: 1st Qtr Wtd Avg Office Rental Rate by Market Comparison]

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                                                     ---------------------------

                                                   Orange County Market Analysis
================================================================================

area; and 2) traffic mitigation or "trip" fees in the range from $5.00 to $11.00 per-square-foot of buildable area. Based on current effective rental rates in the market and the current cost of new development, no new speculative development of office space is anticipated within the county for the near term.

Conclusion-Orange County Office Market
      The Orange County Office Market is continuing to recover from the recession during the first portion of this decade. Vacancy levels which were in excess of 20 percent during 1992 and 1993 have begun to stabilize, and the county currently has a vacancy rate of 13.6 percent on a direct basis. Sublease availabilities are becoming less of a competitive presence in the Greater Airport Area submarket As a result, several markets, such as Newport Beach, South County, Irvine, and Class A buildings in Central County are currently experiencing escalating effective rental rates.

Tri-Freeway Office Sector
      The Tri-Freeway Area office sector comprises a portion of the central Orange County area which is generally rectangular. The southerly boundary is the east/west extension of Westminster Boulevard between Harbor Boulevard on the west and Prospect Avenue and the SH-55 Freeway on the east. The northerly boundary is a combination of East La Palma Avenue and State Highway 91. This office sector is comprised of four submarket areas including: Parkcenter, The Stadium Area, The City submarket, and Main Place submarket The Parkcenter submarket is considered the least prestigious with only one Class A office building (Bentall Executive Center), while The City, The Stadium Area, and Main Place submarkets include 10 Class A buildings. The Stadium Area includes the highest concentration of Class A office space followed by Main Place and The City.

      The Tri-Freeway Office Sector is the second largest sector in Orange County (the Greater Airport Area is the largest), with 9,428,124 square feet of office space included within this sector. Approximately 50 percent is considered class "A" and the remaining 50 percent is class "B" space.

      Primary market competition for this sector is from the Greater Airport Area Office Sector, which contains over 76 percent Class A office space and is generally recognized as a more prestigious office location. The Greater Airport Area Office Sector was previously considered to be economically prohibitive for the tenant base within the Tri-Freeway Area Office Sector, but an increase in sublease availabilities during 1991-1993, resulted in a decline in rents for direct space, which attracted tenants to this sector from other competitive office markets.

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                                  Orange County
                      OFFICE MARKET & SUBMARKET STATISTICS
                          End of the 2nd Quarter of1997

                                                                  Direct                   Overall
                                        Number       Direct      Vacancy     Overall       Vacancy     Net Absorption     Wtd. Avg.
Market / Submarket         Inventory   of Bldgs  Availabilities    Rate   Availabilities     Rate   2nd Qtr    YTD 1997  Rental Rate
====================================================================================================================================
TRI-FREEWAY AREA            9,428,124     123       1,804,236      19.1%    2,022,572        21.5%     2,965    201,086     $16.32
------------------------------------------------------------------------------------------------------------------------------------
   18 Parkcenter Area       2,597,962      49         472,514      18.2%      489,262        18.8%   (27,743)   (27,047)    $14.54
   19 Stadium Area          2,412,596      44         396,603      16.4%      514,077        21.3%    32,237    127,423     $15.08
   20 The City Area         2,245,311      14         473,158      21.1%      557,272        24.8%    24,686     83,383     $17.16
   21 Main Place Area       2,172,255      16         461,961      21.3%      461,961        21.3%   (26,215)    17,327     $17.40
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                       9,428,124     123       1,804,236      19.1%    2,022,572        21.5%     2,965    201,086     $16.32
====================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                   Orange County Market Analysis
================================================================================

      The table below summarizes the trend in vacancy rates in this sector during the past five years.

                            TRI-FREEWAY OFFICE SECTOR
                         Historical Vacancy Rate Trends

================================================================================
                   Year End          Direct        Overall
--------------------------------------------------------------------------------
                     1992             18.6%         19.2%
--------------------------------------------------------------------------------
                     1993             19.4%         22.3%
--------------------------------------------------------------------------------
                     1994             23.2%         25.6%
--------------------------------------------------------------------------------
                     1995             21.2%         24.3%
--------------------------------------------------------------------------------
                     1996             20.4%         23.5%
--------------------------------------------------------------------------------
                   2nd Qtr. 1997      19.1%         21.5%
================================================================================

      The chart illustrates that the increasing trend in vacancy rates which occurred in the sector since year-end 1992 has reversed since year-end 1994, declining by 410 basis points from 23.2 percent to 19.1 percent as of 2nd quarter, 1997.

      Major tenants in this market area include Disney (Disneyland is within this market area), several insurance firms including Cigna, Aetna, and Liberty Mutual, and corporate tenants including Xerox, Sante Fe Pacific Pipeline and Nextel.

West County Office Sector
      Supply and Demand Trends
      The West County office sector of the larger Orange County Office Market includes the areas/submarkets of Seal Beach, Westminster, Huntington Beach, Fountain Valley, Garden Grove, Los Alamitos/Stanton, and Cypress.

      As of the end of the 2nd quarter 1997, total inventory within this office sector was 3,902,912 square feet or 7.5 percent of the overall Orange County Office Market. Overall availabilities within the West County sector totalled 772,455 square feet (including sublease space) for an overall vacancy rate of
19.8 percent. The historical vacancy rates for this office sector are summarized below.

                            West County Office Sector
                            Historical Vacancy Rates
                                   1993 - 1996

================================================================================
                   Year End          Direct        Overall
--------------------------------------------------------------------------------
                     1993             17.1%         17.5%
--------------------------------------------------------------------------------
                     1994             15.1%         15.5%
--------------------------------------------------------------------------------
                     1995             17.8%         17.8%
--------------------------------------------------------------------------------
                     1996             18.1%         18.3%
--------------------------------------------------------------------------------
                   2nd Qtr. 1997      19.1%         19.8%
================================================================================

================================================================================


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                                                     VALUATION ADVISORY SERVICES
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                                  Orange County
                      OFFICE MARKET & SUBMARKET STATISTICS
                         End of the 2nd Quarter of 1997

                                                                  Direct                    Overall
                                       Number        Direct       Vacancy      Overall      Vacancy     Net Absorption    Wtd. Avg.
Market / Submarket         Inventory  of Bldgs   Availabilities    Rate     Availabilities   Rate    2nd Qtr   YTD 1997  Rental Rate
====================================================================================================================================
WEST COUNTY                3,902,812     63          744,201       19.1%       772,455       19.8%   (51,631)  (38,450)    $15.71
------------------------------------------------------------------------------------------------------------------------------------
  11 Seal Beach              295,019      4           49,177       16.7%        54,177       18.4%    (4,523)   (7,256)    $24.84
  12 Westminster             241,400      5           92,910       38.5%        92,910       38.5%   (38,072)  (43,563)    $15.24
  13 Huntington Beach      1,014,519     18          178,847       17.6%       199,318       19.6%    18,228    19,991     $16.68
  14 Fountain Valley         549,912      9           53,902        9.8%        56,685       10.3%    (4,114)    8,343     $16.20
  15 Garden Grove            865,806     11          273,818       31.6%       273,818       31.6%   (22,333)  (24,220)    $14.04
  16 Los Alamitos/Stanton    266,502      5           43,982       16.5%        43,982       16.5%    (6,236)   13,085     $12.24
  17 Cypress                 669,754     11           51,565        7.7%        51,565        7.7%     5,419    (4,830)    $15.84

------------------------------------------------------------------------------------------------------------------------------------
TOTAL                      3,902,812     63          744,201       19.1%       772,455       19.8%   (51,631)  (38,450)    $15.71
====================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                   Orange County Market Analysis
================================================================================

      The individual submarket direct and overall vacancy rates which comprise the West County office sector are summarized below.

                            West County Office Sector
                           Vacancy Rates By Submarket
                                1997 2nd Quarter

================================================================================
                                       Direct              Overall
--------------------------------------------------------------------------------
            Seal Beach                  16.7%               18.4%
--------------------------------------------------------------------------------
            Westminster                 38.5%               38.5%
--------------------------------------------------------------------------------
            Huntington Beach            19.6%               19.6%
--------------------------------------------------------------------------------
            Fountain Valley             11.3%               10.3%
--------------------------------------------------------------------------------
            Garden Grove                28.8%               31.6%
--------------------------------------------------------------------------------
            Los Alamitos/Stanton        21.4%               16.5%
--------------------------------------------------------------------------------
            Cypress                      7.0%                7.7%
================================================================================

      As illustrated on the chart, submarket vacancy rates exhibit a range from
7.0 percent for the Cypress office submarket to 38.5 percent for the Westminster office submarket The Huntington Beach submarket is the largest submarket within West County, and has a vacancy rate of 19.6 percent. Due to the relatively smaller size of these individual submarkets the vacancy rates can fluctuate considerably.

      Demand to the West County office sector is driven primarily by larger office uses such as Oakmont Development, Century 21, Freiden Alcatel, Great Western Bank, United Security, Standard Oil, Aquatech, GTE, Pacific Care, Asics/Tiger Shoes, University of Phoenix, Loma Insurance Services, National Health Network, and Touchstone. Trends are for larger size requirements in this market, with current activity strongest in the computer software, health insurance, telecommunications, engineering, and data processing industries. These firms are typically not high-rise office tenants, but tenants desiring open bay space style floorplans, low density office buildouts, overstandard parking, and heavy electrical and data processing capabilities.

      Major employers in the City of Huntington Beach include McDonnell Douglas, the City of Huntington Beach, Cambro, Lucky Stores, Golden West College, Huntington Beach Medical Center, C&D Aerospace, and Pacifica Hospital. The largest employment sectors are manufacturing (14,369 jobs or about 25% of total employment) and retail trade (15,069 jobs or about 25% of total employment).

      McDonnell Douglas is the largest single employer in Huntington Beach, with 6,300 employees. The majority of these personnel are located at the McDonnell Douglas Headquarters Building at 5301 Bolsa Avenue in the northwesterly portion of the city. The owner-occupied headquarters building is an eight story Class A mid-rise completed by McDonnell Douglas in 1988.

================================================================================


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

[GRAPHIC OMITTED]

[Map of Seal Beach, Westminster, Huntington Beach, Fountain Valley, Garden Grove, Los Alamitos / Stanton, Cypress]

                                           Orange County Office Market Analysis
================================================================================

The space is excellent quality, but is not included in the office statistics, since it is 100 percent owner occupied.
The net absorption figures for the office sector are included on the chart below:

                            West County Office Sector
                        HIstorical Net Office Absorption
                                   1993-1996

                ================================================
                Year-Ended                 Net office Absorption
                ------------------------------------------------
                  1993                         ( 9,857) SF
                ------------------------------------------------
                  1994                         141,847  SF
                ------------------------------------------------
                  1995                         (93,203) SF
                ------------------------------------------------
                  1996                         ( 9,629) SF
                ------------------------------------------------
                 Total                          29,158  SF
                ------------------------------------------------
                4-Year Average                   7,290  SF
                ------------------------------------------------
                2 Qtrs. 1997                   (38,450) SF
                ================================================

      The net office absorption figures for the West County office sector varied widely from year to year over the past four years. Total net office absorption from 1993 through 1 996~equals 29,158 square feet or an average of 7,290 square feet annually.

      The majority of the tenants who leave this market range in size from 3,000 square feet to 8,000 square feet. Some of these tenants have been relocating to superior quality product in the Greater Airport Area and Tn Freeway office markets over the past three to four years. Large tenants (in excess of 10,000 square feet), in the industries described previously, continue to lease space within the West County office sector. These larger tenants do not require higher-cost Class A office space, and are attracted to this market by the relatively lower cost space available.

      Huntington Beach Submarket
      The Huntington Beach office submarket of the West County office sector contains a total of 1,014,519 square feet of office space or 26 percent of the total West County office sector. This submarket represents the largest of the seven West County office submarkets (the next largest is Garden Grove with 865,806 square feet). As of the end of 2nd quarter, 1997, overall availabilities within this submarket equaled 199,318 square feet or 19.6 percent of total inventory. This figure represents a decline of 400 basis points from the fourth quarter 1994 figure of 23.6 percent and a significant improvement of 960 basis points from year-end 1993 vacancy levels. The historical direct and overall vacancy rates for the Huntington Beach office submarket are shown below:

================================================================================


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                                           Orange County Office Market Analysis
================================================================================

                        Huntington Beach Office Submarket
                            Historical Vacancy Rates
                                    1993-1996

                       ===================================
                        Year End        Direct     Overall
                       -----------------------------------
                          1993           28.7%      29.2%
                       -----------------------------------
                          1994           23.4%      23.6%
                       -----------------------------------
                          1995           21.6%      21.6%
                       -----------------------------------
                          1996           19.6%      20.3%
                       -----------------------------------
                       2nd Qtr.1997      17.6%      19.6%
                       ===================================

      The chart shows the Huntington Beach office submarket has improved consistently over each of the past three years. The reduction in overall vacancy of 9.6 percent in the market from 1993 to 2nd quarter1 1997 represents the most significant improvement of any Orange County office submarket since the recession. As shown on the chart below, the Huntington Beach has consistently experienced positive net absorption in recent years, contributing to the improvement in vacancy rates.

                        Huntington Beach Office Submarket
                        Historical Net Office Absorption
                                   1993 - 1996

             =====================================================
               Year-End                      Net Office Absorption
             -----------------------------------------------------
             1993                                  46,655 SF
             -----------------------------------------------------
             1994                                  521420 SF
             -----------------------------------------------------
             1995                                  21,131 SF
             -----------------------------------------------------
             1996                                  20,197 SF
             -----------------------------------------------------
             Total                                140,403 SF
             -----------------------------------------------------
             Four Year Average                     35,101 SF
             -----------------------------------------------------
             2nd Qtr. 1997                          1,763 SF
             =====================================================

      The data illustrates that the Huntington Beach submarket has experienced fairly strong positive net office absorption figures over the past four years. This is particularly evident when comparing these figures to the larger West County office sector which experienced negative absorption for three of the four years. While other West County submarkets may be experiencing fluctuating tenant demand, the Huntington Beach submarket is performing at a level above the other submarkets in the West County Sector.

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                                                     VALUATION ADVISORY SERVICES
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

                                             OFFICE BUILDING INVESTMENT A CTIWTY
================================================================================

      As the economic and real estate market conditions in southern California have improved during the past two to three years, the level of investment interest in commercial and industrial real estate has also increased. The accompanying exhibits summarize the aggregate sales activity from 1993 through 1996 involving office properties in Los Angeles and Orange. The data is not represented as all-inclusive, but the source of the data, COMPS InfoSystems, Inc., has compiled the transactions on a consistent basis in these markets during the four-year period analyzed.

      The investment activity h~s increased significantly during 1996, both in terms of the number of transactions and the total volume, or aggregate sales totals. The charts below summarize the statistics shown on the exhibit for the combined counties.

                              Office Sales ActivIty
                         Los Angeles and Orange Counties
                                    1993-1996

                 ==============================================
                 Year   Total Transactions      Aggregate Sales
                                                    Volume
                 ----------------------------------------------
                 1993          576               $1.1 Billion
                 ----------------------------------------------
                 1994          615               $1.1 Billion
                 ----------------------------------------------
                 1995          537               $1.1 Billion
                 ----------------------------------------------
                 1996          694               $2.3 Billion
                 ==============================================

      The increase in sales activity during 1996 in comparison with 1995 data and prior yea rs1 supports the conclusion that the market participants perceive the southern California economy is in the midst of a strong period of growth, and the market conditions are favorable for investment.

      Included within each individual property section is a summary of office building investment activity, including closed transactions, escrows, or current listings involving office buildings in the most directly competitive market areas. The data in some cases includes a considerable range in quality and leasing status, and the investment activity should be considered as only indications of the current or recent office building investment marketplace. The level of activity has increased substantially during year-to-date 199,7 in comparison with 1996, and pricing trends for office properties in Los Angeles and Orange Counties continue to increase.

================================================================================


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                                                     VALUATION ADVISORY SERVICES
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

SUMMARY OF SALES ACTIVITY
Office Building Transactions

===================================================================================================
                            Los Angeles Orange County
                               Office Transactions

                                 1993              1994                 1995               1996
===================================================================================================
Total Sales                      417               427                  378                506
Total $ Volume               $936,030,909      $630,222,341        $899,445,231      $1,926,969,263
Total Square Feet              10,493,699           945,963          12,211,121          22,864,943

Average Sale Price             $2,218,763        $1,571,628          $2,587,595          $4,188,141
Average Number of SF               24,239            20,596              30,534              46,173
Average Price Per SF               $91.54            $76.31              $84.74              $90.71
Median Price Per SF                   $94               $81                 $75                 $71
===================================================================================================

===================================================================================================

                                  Orange County
                               Office Transactions

                                 1993              1994               1995               1996
===================================================================================================
Total Sales                      159               188                159                188
Total $ Volume               $210,704,301      $439,893,893        $205,196,815        $360,386,276
Total Square Feet               3,435,047         5,846,006           3,405,668           5,230,306

Average Sale Price             $1,495,378        $2,384,071          $1,377,952          $1,937,562
Average Number of SF               21,403            31,613              20,889              28,076
Average Price Per SF               $69.87            $75.41              $66.41              $69.01
Median Price Per SF                   $77               $68                 $65                 $71
===================================================================================================

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                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                              OPERATING EXPENSES
================================================================================

      The accompanying exhibits summarize the actual or budgeted operating expenses for 26 office properties located in Los Angeles and Orange Counties. The data is presented generally in order of the size of the property and by general market location as shown on. the exhibit. The expenses are shown both excluding Property Taxes and Parking expenses, and including these categories, since real estate taxes fluctuate based on the timeframe for the most recent sale of the property and not all buildings track parking costs separately.

      The expenses are allocated according to typical building management practices, although various subcategories are often allocated to different categories based on the accounting practices of the property management firm or the ownership. The administrative expense category, for example, may include payroll expenses for all building personnel including onsite administrative and building engineers under a single "Administrative" category for one property1 while another accounting system may allocate onsite building management payroll costs to the "Administrative" category and building engineer payroll costs to "Repairs and Maintenance". The "Repairs and Maintenance" and "General Building" expense categories also may include different subcategories, and some buildings also report parking income on a "net" basis, while others include a Parking expense category. Offsite property management fees also fluctuate considerably based on the number of tenants, the size of the prope~ty and the rent levels, and the relationship of the management company to the bwnership. Real estate taxes in California are regulated by Proposition 13 of the California Tax and Revenue Code, which bases assessed value on the market value of the property as of March 1, 1975, with increases limited to 2.0% annually. The property can be reassessed to full market value, however, if the asset transfers ownership, substantial new construction occurs, or the property's use changes significantly. This tax law can result in substantial ranges in property taxes for assets within the same market because of the market value changes and the date of the most recent sale involving the asset. Insurance expenses also fluctuate substantially based on the type of coverage carries by the ownership. Earthquake insurance can be the largest single component of insurance expenses if this coverage is carried by the landlord.

      Where possible the expense categories on the comparable data exhibit include the following sub-categories:

      Utilities:                   Electricity, Gas, Water, Sewer
      Cleaning:                    Janitorial contracts and supplies, Window
                                   washing
      Repairs and Maintenance:     Maintenance costs and contracts for the
                                   building's mechanical systems; Payroll for
                                   building engineers or contract services,
                                   General repairs and maintenance costs for the
                                   property
      Administration:              Onsite office of the building expenses,
                                   including supplies, accounting costs,
                                   business licenses and fees, and payroll
      General Building:            Security, Landscaping, Pest control, Trash
                                   removal

================================================================================


                                       55
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

============================================================================================================================
                          1995 Budget        1996 Budget                                 1997 Budget         1997 Budget
                             COMP 1             COMP 2               Average               COMP 3              COMP 4
                           L.A. West           L.A. West           COMPS 1 & 2           L.A. North          L.A. North
                      Less than 100,000 SF Less than 100,000 SF Less than 100,000 SF  100,000-299,999 SF  100,000-299,999 SF
                             $/PSF              $/PSF                $/PSF                 $/PSF               $/PSF
============================================================================================================================
EXPENSES
  Utilties                   $2.35              $2.05                $2.20                 $1.99               $3.01
  Cleaning                   $1.65              $0.70                $1.18                 $0.74               $0.68
  Repairs & Maintenance      $1.52              $1.25                $1.39                 $1.36               $1.91
  Administration             $1.44*             $0.14                $0.14                 $0.75               $0.66
  General BuIlding           $1.60              $0.86                $1.24                 $1.02               $0.73
  Insurance                  $0.23              $0.51                $0.37                 $0.66               $0.78
  Other                         --                 --                   --                    --                  --
  Management Fee                --              $1.04                $1.04                 $0.42               $0.40
----------------------------------------------------------------------------------------------------------------------------
Sub.TotaL Expenses           $8.79              $6.57                $7.68                 $6.94               $8.15
----------------------------------------------------------------------------------------------------------------------------
  PropertyTaxes              $2.04              $2.90                $2.47                 $0.94               $1.37
  Parking                       --                 --                   --                    --                 --
----------------------------------------------------------------------------------------------------------------------------
Total OperatIng Expenses    $10.83              $9.47               $10.15                 $7.88               $9.52
============================================================================================================================


============================================================================================================================
                           1997 Budget        1997 Budget         1995 Actual         1997 Budget         1997 Budget
                              COMP 5             COMP 6              COMP 7              COMP 8              COMP 9
                           L.A. North         L.A. North          L.A. North          L.A. North          L.A. North
                       100,000-299,999 SF 100,000-299,999 SF 100,000-299,999 SF   100,000-299,999 SF  100,000-299,999 SF
                             $/PSF               $/PSF               $/PSF               $/PSF               $/PSF
============================================================================================================================
EXPENSES
  Utilties                   $2.46                $2.43               $2.61               $3.02             $1.51
  Cleaning                   $0.82                $0.73               $0.74               $0.52             $1.04
  Repairs & Maintenance      $1.60                $0.87               $0.97               $1.71             $1.28
  Administration             $0.65                $0.68               $1.23               $0.88             $0.62
  General BuIlding           $1.15                $1.17               $0.60               $0.36             $0.63
  Insurance                  $0.30                $0.89               $0.54               $2.01             $0.36
  Other                         --                   --               $0.02                  --             $0.07
  Management Fee             $0.50                $0.53               $0.31               $0.66             $0.23
----------------------------------------------------------------------------------------------------------------------------
Sub.TotaL Expenses           $7.48                $7.30               $7.31               $9.46             $5.96
----------------------------------------------------------------------------------------------------------------------------
  PropertyTaxes              $1.10                $0.73               $1.01               $1.44             $1.83
  Parking                       --                   --                  --               $0.48             $0.98
Total OperatIng Expenses     $8.58                $8.03               $8.82              $11.38             $8.75
============================================================================================================================

                                                                                                        * Include management

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                      Comparable Office Buildings

                                                                                                  Annual PSF Expense Costs
                                                                                                        Los Angeles County
==========================================================================================================================
                          1997 Budget        1997 Budget         1995 Actual         1997 Budget         1997 Budget
                            COMP 10            COMP 11             COMP 12             COMP 13             COMP 14
                           L.A. North         L.A. North          L.A. North          L.A. North          L.A. North
                        100,000-299,999 SF 100,000-299,999 SF 100,000-299,999 SF  100,000-299,999 SF  100,000-299,999 SF
                             $/PSF               $/PSF                 $/PSF               $/PSF              $/PSF
==========================================================================================================================
EXPENSES
  Utilties                   $2.80               $2.14                 $1.99               $3.38                $2.22
  Cleaning                   $1.20               $0.67                 $0.99               $0.66                $0.87
  Repairs & Maintenance      $1.00               $0.25                 $2.16               $0.37                $0.77
  Administration             $0.80               $0.81                 $0.94               $0.63                $0.64
  General BuIlding           $1.85               $1.84                 $0.72               $1.91                $1.31
  Insurance                  $0.95               $0.31                 $0.73               $0.32                $0.10
  Other                        --                $0.05                    --               $0.04                   --
  Management Fee             $0.76               $0.57                 $0.54               $0.63                $0.40
--------------------------------------------------------------------------------------------------------------------------
Sub.TotaL Expenses           $9.16               $6.73                 $8.07               $7.94                $8.11
--------------------------------------------------------------------------------------------------------------------------
    PropertyTaxes            $2.09               $1.69                 $1.52               $2.12                $1.72
    Parking                    --                   -                     --                  --                   --
--------------------------------------------------------------------------------------------------------------------------
Total OperatIng Expenses    $11.25               $8.42                 $9.59              $10.38                $7.14
==========================================================================================================================


==========================================================================================================================
                            1997 Budget       1997 Budget                              1996 Budget         1997 Budget
                               COMP 15          COMP 18             AVERAGE              COMP 17             COMP 18
                             L.A. North         L.A. West           Comps 3-16          L.A. North          L.A. North
                        100,000-299,999 SF 100,000-299,999 SF 100,000-299,999 SF  100,000-299,999 SF  100,000-299,999 SF
                               $/PSF            $/PSF               $/PSF                 $/PSF                $/PSF
===========================================================================================================================
EXPENSES
  Utilties                       $1.91           $2.63               $2.44                 $2.95                $2.23
  Cleaning                       $1.05           $0.95               $0.84                 $0.80                $1.07
  Repairs & Maintenance          $1.34           $1.07               $1.19                 $1.15                $0.73
  Administration                 $0.57           $0.61               $0.75                 $0.37                $1.41
  General BuIlding               $0.53           $0.47               $1.02                 $0.41                $1.16
  Insurance                      $0.52           $0.67               $0.65                 $0.33                $1.26
  Other                          $0.15              --               $0.07                    --                   --
  Management Fee                 $0.32           $6.76               $0.47                 $0.26                   --
--------------------------------------------------------------------------------------------------------------------------
Sub.TotaL Expenses               $6.38           $6.76               $7.39                 $6.28                $7.87
---------------------------------------------------------------------------------------------------------------------------
    PropertyTaxes                $2.09           $0.19               $1.47                 $2.44                $2.38
    Parking                      $0.72           $0.31               $0.62                 $0.26                   --
---------------------------------------------------------------------------------------------------------------------------
Total OperatIng Expenses         $9.19           $8.06               $9.84                 $8.98               $10.24
===========================================================================================================================

                                                                                                        * Include management

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                     Comparable Office Buildings
                                                        Annual PSF Expense Costs
                                                 BOMA Experience Exchange Report

===========================================================================================================
                                                              BOMA 1996                 BOMA 1996
                                     AVERAGE               Los Angeles, CA.          Los Angeles, CA.
                                  Comps 17 & 18
                                                         50,000-      50,000-     100,000-      100,000-
                             Gretaer Than 300,000 SF    99,999 SF    99,999 SF    299,999 SF    299,999 SF
                                     $/PSF               Avg PSF     Median PSF    Avg PSF      Median PSF
===========================================================================================================
EXPENSES
  Utilties                           $2.59                $2.32        $2.19        $2.21         $2.16
  Cleaning                           $0.93                $0.93        $0.92        $0.94         $0.95
  Repairs & Maintenance              $0.94                $1.32        $1.38        $1.41         $1.36
  Administration                     $0.89                $1.22        $1.16        $0.76         $0.75
  General BuIlding                   $0.79                $0.44        $0.33        $0.64         $0.55
  Insurance                          $0.79                $0.41        $0.41        $0.43         $0.65
  Other                                 --                   --           --           --            --
  Management Fee                     $0.26                $0.53        $0.53        $0.48         $0.43
-----------------------------------------------------------------------------------------------------------
Sub.TotaL Expenses                                        $7.17        $6.90        $6.87         $6.78
-----------------------------------------------------------------------------------------------------------
    PropertyTaxes                    $2.41                $1.24        $1.24        $1.33         $1.33
    Parking                          $0.26                  --*          --*          --*           --*
-----------------------------------------------------------------------------------------------------------
Total Opetstlnlll Expenses           $9.81                $8.41        $8.14        $8.20         $8.11
===========================================================================================================


============================================================================================================
                                     BOMA 1996                 BOMA 1996                   BOMA 1996
                                  Los Angeles, CA.          Los Angeles, CA.              L.A. South
                                                             All Buildings               All buildings
                              300,000-      300,000-
                              599,999 SF    599,999 SF   Suburban     Suburban       Suburban     Suburban
                               Avg PSF      Median PSF    Avg PSF    Median PSF       Avg PSF    Median PSF
============================================================================================================
EXPENSES
  Utilties                      $1.99          $1.92       $2.10        $2.11         $1.98         $1.83
  Cleaning                      $0.88          $0.86       $0.89        $0.87         $0.63         $0.76
  Repairs & Maintenance         $1.18          $1.06       $1.25        $1.20         $1.23         $0.69
  Administration                $0.77          $0.84       $0.73        $0.66         $0.45         $0.19
  General BuIlding              $0.52          $0.51       $0.56        $0.56         $0.51         $0.35
  Insurance                     $0.42          $0.42       $0.42        $0.42         $0.65         $0.65
  Other                            --             --          --           --            --            --
  Management Fee                $0.50          $0.50       $0.46        $0.48         $0.48         $0.41
------------------------------------------------------------------------------------------------------------
Sub.TotaL Expenses              $6.26          $6.11       $6.45        $8.31         $6.06         $4.90
------------------------------------------------------------------------------------------------------------
    PropertyTaxes               $1.51          $1.51       $1.34        $1.34         $0.56         $0.56
    Parking                        --*            --*         --*          --*           --*           --*
------------------------------------------------------------------------------------------------------------
Total Opetstlnlll Expenses      $7.77          $7.62       $7.79        $7.85         $6.62         $5.46
============================================================================================================
                                                          * Net Parking Expenses

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                    Comparable Orange County Office Buildings
                            Annual PSF Expense Costs
                         Suburban greater than 100,000SF


===================================================================================================================================
                         1997 Budget        1996 Actual       1997 Budget       1997 Budget                    BOMA 1996
                           COMP 1             COMP 2             COMP 3            COMP 4                    Suburban Area
                       Central County     Central County     Central County    Central County
                                                                                                      100,000             100,000
                                                                                                     299,999 SF          299,999 SF
                           $/PSF               $/PSF              $/PSF             $/PSF            Average PSF         Median PSF
===================================================================================================================================
EXPENSES
  Utilties                 $1.76               $2.16              $1.80             $1.87               $1 70              $1 71
  Cleaning                 $0.71               $1.00              $0.66             $0.86               $0.85              $0.85
  Repairs & Maintenance    $0.94               $0.77              $1.18             $1.51               $1.63              $1.56
  Administration           $0.52               $0.76              $0.62             $0.32               $0.29              $0.75
  General BuIlding         $0.68               $0.79              $0.56             $1.02               $0.65              $0.16
  Insurance                $1.02               $0.15              $0.79             $0.47               $0.38              $0.38
  Other                    $0.05               $0.07              $0.12             $0.14               $0.12              $0.02
  Management Fee           $0.45               $0.49              $0.46             $0.51               $0.59              $0.59
-----------------------------------------------------------------------------------------------------------------------------------
Sub.TotaL Expenses         $6.08               $6.12              $6.07             $6.56               $6.21              $6.02
-----------------------------------------------------------------------------------------------------------------------------------
  Property Taxes           $2.00               $0.68              $1.20             $1.53               $0.91              $0.91
  Parking                  $0.10               $0.08              $0.13              ----               $0.00              $0.00
-----------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses   $8.18               $6.88              $7.40             $8.09               $7.12              $6.93
===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

           Comparable Orange County Office Buildings (2 & 3 Stories)
                            Annual PSE Expense Costs
                          Suburban less than 100,000 SF

===================================================================================================================================
                         1996 Actuals       1996 Actual       1997 Budget       1997 Budget                    BOMA 1996
                           COMP 1             COMP 2             COMP 3            COMP 4                    Suburban Area
                         South County     Central County      Airport Area     Central County
                            FSG                 FSG                FSG               FSG               50,000              50,000
                                                                                                      99,999 SF           99,999 SF
                           $/PSF               $/PSF              $/PSF             $/PSF            Average PSF         Median PSF
===================================================================================================================================
EXPENSES
  Utilties                 $2.35               $2.00              $2.00             $1.60              $1.70                $1 71
  Cleaning                 $0.85               $0.75              $0.75             $0.60              $0.85                $0.85
  Repairs & Maintenance    $0.40               $0.85              $0.40             $0.35              $1.63                $1.56
  Administration           $0.20               $0.46              $0.25             $0.11              $0.29                $0.16
  General BuIlding         $0.46               $0.39              $0.57             $0.70              $0.65                $0.62
  Insurance                $0.39               $0.10              $0.24             $0.24              $0.38                $0.38
  Other                    $0.00               $0.00              $0.00             $0.00              $0.12                  $0
  Management Fee           $0.49               $0.43              $0.46             $0.51              $0.59                $0.59
-----------------------------------------------------------------------------------------------------------------------------------
Sub.TotaL Expenses         $5.14               $4.98              $4.67             $4.11              $6.21                $6.02
-----------------------------------------------------------------------------------------------------------------------------------
   Property Taxes          $0.72               $1.15              $1.20             $0.46              $0.91                $0.91
   Parking                 $0.00               $0.00              $0.00               ---              $0.00                $0.00
-----------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses   $5.86               $6.13              $5.87             $4.57              $7.12                $6.93
===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                              Operating Expenses
================================================================================
      Insurance:             Property, Liability, Lost rent, and Earthquake
                             expense

      Other:                 Miscellaneous costs, typically non-reimbursable
      Management Fee:        Offsite property management fees, typically based
                             on either a percentage of effective gross income
                             against a minimum, or a set fee
      Property Taxes:        Real estate taxes
      Parking Expenses:      Parking management and labor costs

      The expense conclusions for the 17 assets were based on a review of the comparable expense data and a review of the available historical and budgeted costs for the 17 properties. The real estate tax estimate was based on the most recent actual reported taxes, as available, for each property.

================================================================================


                                       56
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                70 South Lake Avenue
                                Pasadena, California
                            100,133 Rentable Square Feet
                                 Los Angeles North
                                     Tri-Cities

Exhibits

      1)          Demographic Profile

      2)          Building Permit Activity - Residential and Non-Residential

      3)          Historical Employment and Unemployment Trends

      4)          June, 1997 Rent Roll

      5)          Summary of Recent Leases in Property

      6)          Summary of Comparable Leases in Market

      7)          Summary of Comparable Office Building Market Activity/Sales

      8)          Summary of Property-Specific Conclusions

            a)    Market Rents and Tenant Improvements (Range)

            b)    Market Rent Versus Current Contract Rents

            c)    Estimated Expense Conclusions

            d)    Leasing Commission Expense

================================================================================


                                       57
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------


                                                                                                              70 South Lake
                                                                                                        DEMOGRAPHIC PROFILE
As of August, 1997                                                                                     Pasadena, California
===========================================================================================================================
                                              1-mile            3-mile            5-miie            City of       County of
Characteristic                            Trade Area        Trade Area         Trade Area           Paadena     Los Angeles
===========================================================================================================================
---------------------------------------------------------------------------------------------------------------------------
Population
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                             40,431           191,655          517,717            140,082       9,555,105
   1997 Estimate                               36,813           187,647          504,841            135,919       9,210,790
   1990 Census                                 34,866           181,527          485,625            131,591       8,863,164
   1980 Census                                 28,312           165,217          422,625            117,679       7,477,507
 % Increase 1980-1990                           23.2%              9.9%            14.9%              11.8%           18.5%
 % Increase 1997-2002                            9.8%              2.1%             2.6%               3.1%            3.7%
---------------------------------------------------------------------------------------------------------------------------
Households
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                             17,523            74,088          187,160             54,160       3,331,065
   1997 Estimate                               16,802            71,831          180,641             52,284       3,171,862
   1990 Census                                 15,987            69,326          173,300             50,173       2,989,552
   1980 Census                                 13,757            65,591          162,498             46,695       2,730,469
 % Increase 1980-1990                           16.2%              5.7%             6.6%               7.4%            9.5%
 % Increase 1997-2002                            4.3%              3.1%             3.6%               3.6%            5.0%
---------------------------------------------------------------------------------------------------------------------------
Average Household Size
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                               2.31              2.59             2.77               2.59            2.87
   1997 Estimate                                 2.19              2.61             2.79               2.60            2.90
   1990 Census                                   2.18              2.62             2.80               2.62            2.96
   1980 Census                                   2.06              2.52             2.60               2.52            2.74
---------------------------------------------------------------------------------------------------------------------------
Household Income
---------------------------------------------------------------------------------------------------------------------------
   Average                                    $60,667           $81,302          $73,425            $75,327         $69,131
   Median                                     $38,376           $48,699          $46,909            $45,485         $45,064
   Per Capital Income                         $28,882           $31,828          $26,811            $29,777         $24,172
---------------------------------------------------------------------------------------------------------------------------
Households by Income
---------------------------------------------------------------------------------------------------------------------------
1997 Estimated Population                      16,802            71,831          180,641             52,284       3,171,862
   $150,000 or more                              6.1%             11.4%             8.6%               9.9%            7.6%
   $100,000 to $149,999                          6.1%              8.8%             8.7%               8.1%            8.0%
   $ 75,000 to $ 99,999                          7.9%             10.4%            10.6%               9.8%           10.0%
   $ 50.000 to $ 74,999                         18.1%             18.2%            19.0%              18.0%           19.6%
   $ 35.000 to $ 49,999                         15.2%             14.1%            15.2%              14.2%           14.9%
   $ 25,000 to $ 34,999                         13.9%             11.3%            11.8%              11.9%           11.9%
   $ 15,000 to $ 24,999                         13.7%             11.1%            11.5%              11.9%           12.0%
   $  5,000 to $ 14,999                         14.3%             11.2%            11.4%              12.6%           12.6%
   Under $5,000                                  4.7%              3.5%             3.4%               3.7%            3.5%
---------------------------------------------------------------------------------------------------------------------------
Occupied Units                                 15,987            69,326          173,300             50,173       2,989,552
---------------------------------------------------------------------------------------------------------------------------
    Owner Occupied                              22.5%             49.5%            51.0%              46.1%           48.2%
    Renter Occupied                             77.5%             50.5%            49.0%              53.9%           51.8%
1990 Avg. Persons per HH                        2.07              2.54             2.74               2.53            2.91
---------------------------------------------------------------------------------------------------------------------------
Education
---------------------------------------------------------------------------------------------------------------------------
   Bachelor Degree Only                         24.1%             22.5%            18.8%              21.1%           14.5%
   Graduate Degree                              18.3%             16.0%            12.1%              15.1%            7.8%
===========================================================================================================================
Source:  Equifax National Decision Systems

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Residential Construction Activity - Permits Issued & Valuation
New single family, multi-family, and residential alterations & additions

===================================================================================================================================

City Name                              1990          1991          1992          1993          1994          1995          1996
-----------------------------------------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Units                                  120            62            26            39             6            40            14
   Dollar Volume ($1,000s)           63,536.4      49,963.1      32,712.9      28,622.6      15,521.5      41,262.6      30,170.7
-----------------------------------------------------------------------------------------------------------------------------------
BURBANK
   Units                                   43            28           165           174           163            26           262
   Dollar Volume ($1,000s)           24,699.4      20,386.1      31,922.1      21,951.6      30,370.2      15,449.5      22,588.7
-----------------------------------------------------------------------------------------------------------------------------------
CULVER CITY
   Units                                   48            77             6             3             1             3            51
   Dollar Volume ($1,000s)           11,178.4      17,784.8       4,242.5       4,738.8       3,382.0       2,905.3      10,976.0
-----------------------------------------------------------------------------------------------------------------------------------
GLENDALE
   Units                                  515           221            71           234           109            54            75
   Dollar Volume ($1,000s)           69,535.3      40,366.5      28,380.3      43,214.8      25,605.2      20,222.0      21,316.1
-----------------------------------------------------------------------------------------------------------------------------------
LONG BEACH
   Units                                1,269           627            93            24            82           147            77
   Dollar Volume ($1,000s)          198,662.0     122,529.8      52,394.8      37,136.9      41,563.3      49,500.1      41,028.7
-----------------------------------------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Units                               11,826         5,815         2,627         2,063         2,429         2,637         2,173
   Dollar Volume ($1,000s)        1,883,843.7   1,224,612.2     845,929.3     658,854.2     962,560.1     953,356.4     769,427.1
-----------------------------------------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                                  142            35           100            55            11            42            84
   Dollar Volume ($1,000s)           14,913.9      11,049.2      22,826.5      14,329.4       5,401.3      12,507.2       9,994.7
-----------------------------------------------------------------------------------------------------------------------------------
NORWALK
   Units                                   80           202            37             9            26            58            19
   Dollar Volume ($1,000s)           13,821.8      21,176.5       9,948.0       5,761.2       6,553.3      10,655.5       6,646.0
-----------------------------------------------------------------------------------------------------------------------------------
PASADENA
   Units                                  240           110           426            91           131           171            30
   Dollar Volume ($1,000s)           42,012.8      37,234.4      49,180.2      25,591.6      23,559.5      27,930.1      17,931.8
-----------------------------------------------------------------------------------------------------------------------------------
SANTA MONICA
   Units                                  308           339           218           122            39            66           195
   Dollar Volume ($1,000s)           60,622.3      52,659.6      36,190.6      27,305.5      23,006.2      36,143.2      36,377.4
-----------------------------------------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                                   14             2             3             1             1            34             4
   Dollar Volume ($1,000s)            6,372.2       3,038.1       2,781.3       2,436.3       1,908.7       9,940.8       2,983.6

===================================================================================================================================

TOTAL TRADE AREA
   Units                               14,605         7,518         3,772         2,815         2,998         3,278         2,984
     % of L.A. County                   58.3%         46.4%         34.0%         38.8%         39.3%         39.0%         34.7%
   Dollar Volume ($1,000s)           78,021.4      57,419.1      36,458.9      31,398.6      18,513.5      44,500.6      33,140.7
     % of L.A. County                    1.9%          1.8%          1.4%          1.6%          0.9%          2.0%          1.6%

===================================================================================================================================

LOS ANGELES COUNTY
   Units                               25,045        16,195        11,097         7,259         7,621         8,405         8,590
   Dollar Volume ($1,000s)        4,155,565.2   3,197,540.0   2,600,387.2   1,910,098.4   2,154,472.9   2,256,613.3   2,091,965.1

===================================================================================================================================

==========================================================================
                                 Apr. (4 months )   5-year        7-year
City Name                               1997       Average +     Average ^
--------------------------------------------------------------------------
BEVERLY HILLS
   Units                                     3            25            44
   Dollar Volume ($1,000s)             5,390.9      29,658.1      37,398.5
--------------------------------------------------------------------------
BURBANK
   Units                                     2           158           123
   Dollar Volume ($1,000s)             4,280.2      24,456.4      23,909.7
--------------------------------------------------------------------------
CULVER CITY
   Units                                     2            13            27
   Dollar Volume ($1,000s)               994.3       5,248.9       7,886.8
--------------------------------------------------------------------------
GLENDALE
   Units                                    14           109           183
   Dollar Volume ($1,000s)             4,473.3      27,747.7      35,520.0
--------------------------------------------------------------------------
LONG BEACH
   Units                                    18            85           331
   Dollar Volume ($1,000s)            11,570.0      44,324.8      77,545.1
--------------------------------------------------------------------------
LOS ANGELES CITY
   Units                                   733         2,386         4,224
   Dollar Volume ($1,000s)           243,914.6     838,025.4   1,042,654.7
--------------------------------------------------------------------------
MONTEREY PARK
   Units                                    10            58            67
   Dollar Volume ($1,000s)             2,531.6      13,011.8      13,003.2
--------------------------------------------------------------------------
NORWALK
   Units                                     3            30            62
   Dollar Volume ($1,000s)             1,655.3       7,912.8      10,651.8
--------------------------------------------------------------------------
PASADENA
   Units                                    87           170           171
   Dollar Volume ($1,000s)            16,357.7      28,838.6      31,920.1
--------------------------------------------------------------------------
SANTA MONICA
   Units                                    25           128           184
   Dollar Volume ($1,000s)             9,621.4      31,804.6      38,900.7
--------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                                     -             9             8
   Dollar Volume ($1,000s)               606.0       4,010.1       4,208.7

==========================================================================

TOTAL TRADE AREA
   Units                                   897         3,169         5,424
     % of L.A. County                    32.4%         36.9%         45.1%
   Dollar Volume ($1,000s)             6,284.9      32,802.5      42,779.0
     % of L.A. County                     0.9%          1.5%          1.6%

==========================================================================

LOS ANGELES COUNTY
   Units                                 2,772         8,594        12,030
   Dollar Volume ($1,000s)           725,231.6   2,202,707.4   2,623,806.0

==========================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Non-Residential Construction Activity - Permits Issued & Valuation
New commercial, industrial, other, and non-residential alterations & additions

====================================================================================================
City Name                        1990          1991          1992         1993           1994
----------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Dollar Volume ($1,000s)       30,284.7      32,673.9      71,681.4     112,129.9      55,809.7
    % Change                           --           7.9%        119.4%         56.4%        -50.2%
----------------------------------------------------------------------------------------------------
BURBANK
   Dollar Volume ($1,000s)      127,622.4      68,951.8      36,459.1     132,212.0      73,459.9
    % Change                           --         -46.0%        -47.1%        262.6%        -44.4%
----------------------------------------------------------------------------------------------------
CULVER CITY
   Dollar Volume ($1,000s)       12,736.9      30,764.7      25,824.0      16,512.9      29,418.8
    % Change                           --         141.5%        -16.1%        -36.1%          7.2%
----------------------------------------------------------------------------------------------------
GLENDALE
   Dollar Volume ($1,000s)      158,610.0      63,317.6      58,840.5      46,640.2      41,908.7
    % Change                           --         -60.l%         -7.1%        -20.7%        -10.1%
----------------------------------------------------------------------------------------------------
LONG BEACH
   Dollar Volume ($1,000s)      113,394.8      65,859.8      54,709.3      66,678.8      46,979.9
    % Change                           --         -41.9%        -16.9%         21.9%        -29.5%
----------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Dollar Volume ($1,000s)    1,580,738.8   1,241,390.3     847,187.7     900,571.6   1,210,075.6
    % Change                           --         -21.5%        -31.8%          6.3%         34.4%
----------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                         15,929.6      28,452.4      20,932.6       9,089.2       8,068.1
   Dollar Volume ($1,000s)             --          78.6%        -26.4%        -56.6%        -11.2%
----------------------------------------------------------------------------------------------------
NORWALK
   Units                         10,450.8       1,154.7       1,620.9       4,283.5       4,265.0
   Dollar Volume ($1,000s)             --         -89.0%        -40.4%        164.3%         -0.4%
----------------------------------------------------------------------------------------------------
PASADENA
   Dollar Volume ($1,000s)       57,784.2      63,283.9      37,409.5      43,560.4      37,056.7
    % Change                           --           9.5%        -40.9%         16.4%        -14.9%
----------------------------------------------------------------------------------------------------
SANTA MONICA
   Dollar Volume ($1,000s)      123,070.4      80,562.8      43,188.0      24,499.2      25,396.3
    % Change                           --         -34.5%        -46.4%        -43.3%          3.7%
----------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                          7,941.1       4,750.9       5,889.4       9,721.3       4,089.3
   Dollar Volume ($1,000s)             --         -40.2%         24.0%         65.1%        -57.9%
====================================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)    2,238,563.7   1,681,162.8   1,203,742.4   1,365,899.0   l,536,526.0
    % of L.A. County                 58.4%         61.4%         56.4%         62.8%         67.0%
    % Change                           --         -24.9%        -28.4%         13.5%         12.5%
====================================================================================================
LOS ANGELES COUNTY
   Dollar Volume ($1,000s)    3,831,079.4   2,739,595.5   2,135,069.9   2,176,509.5   2,292,921.0
     % Change                          --         -28.5%        -22.1%          1.9%          5.3%
====================================================================================================

====================================================================================================
                                                         Apr.(4 months)      5-year         7-year
City Name                        1995          1996           1997           Average+       Average^
----------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Dollar Volume ($1,000s)       43,042.1      53,540.6      24,792.5        67,241          52,994
    % Change                        -22.9%         24.4%           --            --              --
----------------------------------------------------------------------------------------------------
BURBANK
   Dollar Volume ($1,000s)      109,051.1     133,693.0      23,857.8      96,975.0        97,349.9
    % Change                         48.4%         22.6%           --            --              --
----------------------------------------------------------------------------------------------------
CULVER CITY
   Dollar Volume ($1,000s)       20,756.5      19,146.7       4,918.2        22,332          20,010
    % Change                        -29.4%         -7.8%           --            --              --
----------------------------------------------------------------------------------------------------
GLENDALE
   Dollar Volume ($1,000s)       48,571.4      65,364.0      63,150.6      52,264.6        69,035.8
    % Change                         15.9%         34.6%           --            --              --
----------------------------------------------------------------------------------------------------
LONG BEACH
   Dollar Volume ($1,000s)       50,773.0     102,203.0      14,790.9        64,269          64,424
    % Change                          8.1%        101.3%           --            --              --
----------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Dollar Volume ($1,000s)      903,610.9     791,719.8     251,424.3       930,633         965,840
    % Change                        -25.3%        -12.4%           --            --              --
----------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                          3,792.7       6,856.6       1,093.7       9,747.8        13,303.0
   Dollar Volume ($1,000s)          -53.0%         60.8%           --          (0.1)            0.0
----------------------------------------------------------------------------------------------------
NORWALK
   Units                          7,482.5       3,980.2       7,524.6       4,326.4         4,748.2
   Dollar Volume ($1,000s)           75.4%        -46.8%           --           0.5             O.2
----------------------------------------------------------------------------------------------------
PASADENA
   Dollar Volume ($1,000s)       33,838.0      32,528.0      12,749.2      36,878.5        43,637.2
    % Change                         -8.7%         -3.9%           --            --              --
----------------------------------------------------------------------------------------------------
SANTA MONICA
   Dollar Volume ($1,000s)       41,184.6      33,100.3      12,737.6        33,474          47,967
    % Change                         62.2%        -19.6%           --            --              --
----------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                          1,200.7       6,971.6         970.0       5,574.5         5,794.9
   Dollar Volume ($1,000s)          -70.6%        480.6%           --           0.9             0.7
====================================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)    1,283,303.5   1,249,103.8     418,009.4   1,323,714.9     1,505,471.6
    % of L.A. County                 63.4%         59.3%         60.5%         61.8%           61.0%
    % Change                        -17.8%         -1.1%           --            --              --
====================================================================================================
LOS ANGELES COUNTY
   Dollar Volume ($1,000s)    1,993,022.7   2,105,856.8     690,408.3   2,140,676.0     2,467,722.1
    % Change                        -13.1%          5.7%           --            --              --
====================================================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                    ---------------------------

Southern California
EMPLOYMENT & UNEMPLOYMENT TRENDS

========================================================================================
Name                        1992        1993          1994        1995          1996
----------------------------------------------------------------------------------------
STATE OF CALIFORNIA
    Labor Force           15,404,255   15,359,518   15,449,963   15,427,261   15,596,139
    Employment            13,973,304   13,918,275   14,122,088   14,216,727   14,469,924
    Unemployment           1,430,951    1,441,243    1,327,875    1,210,534    1,126,215
    Unemployment Rate           9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
LOS ANGELES COUNTY
    Labor Force            4,503,804    4,404,104    4,366,207    4,359,656    4,415,428
    Employment             4,062,416    3,970,748    3,957,037    4,016,191    4,052,561
    Unemployment             441,388      433,356      409,170      343,465      362,867
    Unemployment Rate           9.8%         9.8%         9.4%         7.9%         8.2%
----------------------------------------------------------------------------------------
PASADENA
    Labor Force               69,291       67,753       67,219       67,275       68,099
    Employment                63,457       62,025       61,811       62,735       63,303
    Unemployment               5,834        5,728        5,408        4,540        4,796
    Unemployment Rate           8.4%         8.5%         8.0%         6.7%         7.0%
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
    UNEMPLOYMENT RATE           1992         1993         1994         1995         1996
----------------------------------------------------------------------------------------
    STATE OF CALIFORNIA         9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
    LOS ANGELES COUNTY          9.8%         9.8%         9.4%         7.9%         8.2%
    PASADENA                    8.4%         8.5%         8.0%         6.7%         7.0%

        Source: U.S. Bureau of Labor Statistics / Local Area Unemployment
----------------------------------------------------------------------------------------

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                 70 SOUTH LAKE
                         RENT ROLL - AS OF JUNE 30, 1997

-------------------------------------------------------------------------------------------------
                                                    %      LEASE     LEASE          BASE RENT
Suite #   TENANT NAME                    Sq. Ft.  OCC'D  START DATE END DATE     CURR YR    PSF.
-------------------------------------------------------------------------------------------------

100     Union Bank                        7,765    7.8%   08/01/93  07/31/99    $232,950  $30.00
-------------------------------------------------------------------------------------------------

600     Law Offices of Ned Good           8,394    8.4%   01/01/96  12/31/98    $151,092  $18.00
-------------------------------------------------------------------------------------------------

630     Dickson Trading, Inc.             1,202    1.2%   04/05/96  03/31/99     $25,242  $21.00
-------------------------------------------------------------------------------------------------

660     Union Bank                        3,610    3.6%   07/15/96  08/31/99     $72,778  $20.16
-------------------------------------------------------------------------------------------------

700     Concept Brokerage Holding Co      4,925    4.9%   08/14/96  08/13/01    $115,245  $23.40
-------------------------------------------------------------------------------------------------

750     John H. Ernster                   3,969    4.0%   08/24/96  08/23/99     $76,205  $19.20
-------------------------------------------------------------------------------------------------

770     T.T. Takekoshi                    1,150    1.1%   07/15/96  07/14/01     $24,150  $21.00
-------------------------------------------------------------------------------------------------

780     Abigail Abbott Staffing           1,603    1.6%   04/21/97  04/30/00     $32,701  $20.40
-------------------------------------------------------------------------------------------------

800     Countrywide Fording Corp.        16,725   16.7%   02/01/94  03/22/00    $270,961  $16.20
-------------------------------------------------------------------------------------------------

900     Union Bank                       10,716   10.7%   09/01/94  08/31/99    $225,036  $21.00
-------------------------------------------------------------------------------------------------

950     Tappin & Barling                  6,010    6.0%   10/14/94  10/31/99    $126,210  $21.00
-------------------------------------------------------------------------------------------------

1000    Smith Barney, Inc.                9,415    9.4%   12/04/95  12/31/05    $209,010  $22.20
-------------------------------------------------------------------------------------------------

1050    Phoenix Home Life Mutual Insuran  4,728    4.7%   07/14/95  07/31/00     $99,288  $21.00
-------------------------------------------------------------------------------------------------

1075    Alexander P. Hixon                2,583    2.6%   01/09/95  01/08/00     $54,243  $21.00
-------------------------------------------------------------------------------------------------

1100    Milliman & Robertson, Inc.        9,185    9.2%   10/20/95  10/31/00    $203,907  $22.20
-------------------------------------------------------------------------------------------------

        Vacant Sq Ft                      8,152    8.1%                         $179,344  $22.00
-------------------------------------------------------------------------------------------------

        Total NRA                       100,133  100.0%                       $2,098,362  $20.96
-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------
                                            Marked to Market     RENT STEPS & OPTIONS
Suite #   TENANT NAME                       CURR. YR.    PSF. (INCLUDING ESCALATION SCHEDULE)
-------------------------------------------------------------------------------------------------

100     Union Bank                          $232,950  $30.00  Rent Increase 8/1/98 - 31.20/sf
-------------------------------------------------------------------------------------------------

600     Law Offices of Ned Good             $151,092  $18.00
-------------------------------------------------------------------------------------------------

630     Dickson Trading, Inc.                $25,242  $21.00
-------------------------------------------------------------------------------------------------

660     Union Bank                           $72,778  $20.16
-------------------------------------------------------------------------------------------------

700     Concept Brokerage Holding Co        $115,245  $23.40
-------------------------------------------------------------------------------------------------

750     John H. Ernster                      $76,205  $19.20
-------------------------------------------------------------------------------------------------

770     T.T. Takekoshi                       $24,150  $21.00
-------------------------------------------------------------------------------------------------

780     Abigail Abbott Staffing              $32,701  $20.40  Rent Increase: 11/1/98 - $21.60/sf
-------------------------------------------------------------------------------------------------

800     Countrywide Fording Corp.           $270,961  $16.20  Tenant Parking - 22,260
-------------------------------------------------------------------------------------------------

900     Union Bank                          $225,036  $21.00
-------------------------------------------------------------------------------------------------

950     Tappin & Barling                    $126,210  $21.00  Cost Recovery Esc. - $5,640/yr
-------------------------------------------------------------------------------------------------
                                                              Satellite - 4,200
1000    Smith Barney, Inc.                  $209,010  $22.20  Rent Increase - 12/1/00 - $24.60/sf
-------------------------------------------------------------------------------------------------

1050    Phoenix Home Life Mutual Insuran     $99,288  $21.00
-------------------------------------------------------------------------------------------------

1075    Alexander P. Hixon                   $54,243  $21.00
-------------------------------------------------------------------------------------------------

1100    Milliman & Robertson, Inc.          $202,070  $22.00
-------------------------------------------------------------------------------------------------

        Vacant Sq Ft                        $179,344  $22.00
-------------------------------------------------------------------------------------------------

        Total NRA                         $2,096,525  $20.94
-------------------------------------------------------------------------------------------------

Notes:
Retail tenants indicated in italics.
Shaded cells indicate rents marked to market.
(1) Market rent estimate supported by Cushman & Wakefield market study and recent leasing activity.

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                   [GRAPHIC OMITTED]

                                      [STREET MAP]

70 S. LAKE AV.: 70 S Lake Av, Pasadena, 91101, Page & Grid 566 A5

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

PEER BUILDING ANALYSIS
70 South Lake Avenue o Pasadena                              Second Quarter 1997

========================================================================================================
                                         Building Information
Item  Building Name /              No. of    Area    Avg. Flr.  Year           Available Space (SF)
No.   Location                     Stories   (SF)    Area (SF)  Built      Floor(s)    Direct   Sublease
--------------------------------------------------------------------------------------------------------
P-1   2 North Lake Avenue Building   10     200,011   20,001     1985              5        0     3,959
      2 N. Lake Avenue                                                     Grnd. 4-9   37,902       0
                                                                           ---------   ------       -
                                                                                       37,902     3,959
--------------------------------------------------------------------------------------------------------
P-2   Pasadena Financial Center       9     146,665   16,296     1983         Ground        0       0
      35 N. Lake Avenue                                                        4 & 5   13,770       0
                                                                               -----   ------       -
                                                                                       13,770       0
--------------------------------------------------------------------------------------------------------
P-3   Century Square                 11     205,653   18,696     1984         Ground        0       0
      155 N. Lake Avenue                                                          11        0       0
                                                                                  --        -       -
                                                                                            0       0
--------------------------------------------------------------------------------------------------------
P-4   Gateway Plaza                  14     300,000   21,429     1989             10              2,800
      300 N. Lake Avenue                                                      9 & 10    2,747       0
                                                                              ------    -----       -
                                                                                        2,747     2,800
--------------------------------------------------------------------------------------------------------
P-5   Lake Corson Building           12     208,000   17,333     1988              3        0     5,656
      301 N. Lake Avenue                                                  2, 10 & 11   21,269       0
                                                                          ----------   ------       -
                                                                                       21,269     5,656
--------------------------------------------------------------------------------------------------------
P-6   Pasadena Towers I               9     208,284   23,143     1990              8        0     2,500
      800 E. Colorado Boulevard                                           Grnd, 4 ,5   29,010       0
                                                                          ----------   ------       -
                                                                                       29,010     2,500
--------------------------------------------------------------------------------------------------------
P-7   Pasadena Towers II              9     208,244   23,138     1991    2, 3, 4 & 5        0    57,451
      55 S. Lake Avenue                                                 2, 5, 6, 8&9   26,126       0
                                                                        ------------   ------       -
                                                                                       26,126    57,451
--------------------------------------------------------------------------------------------------------
P-8   Corporate Center Pasadena      15     222,591   14,839     1982         Ground        0       0
      225 S. Lake Avenue                                                       6 & 7    7,542       0
                                                                               -----    -----       -
                                                                                        7,542       0
--------------------------------------------------------------------------------------------------------
      MARKET TOTALS                  89   1,699,448   19,095                          138,366    72,366
========================================================================================================

==========================================================================================
                                       Overall         Quoted
Item  Building Name /               Availability     Annual Rent   Lease  Occupancy Ratio
No.   Location                          (SF)         PSF     PSF    Type   Direct  Overall
------------------------------------------------------------------------------------------
P-1   2 North Lake Avenue Building                $25.20  - $25.20  FSG     81.1%   79.1%
      2 N. Lake Avenue                  Total     $25.20  - $25.20  FSG

                                       41,861
------------------------------------------------------------------------------------------
P-2   Pasadena Financial Center                       --     -  --   --     90.6%   90.6%
      35 N. Lake Avenue                 Total     $22.20  - $22.20  FSG

                                       13,770
------------------------------------------------------------------------------------------
P-3   Century Square                                  --    -   --   --    100.0%  100.0%
      155 N. Lake Avenue                Total         --     -  --   --

                                            0
------------------------------------------------------------------------------------------
P-4   Gateway Plaza                               $18.00  - $18.00  FSG     99.1%   98.2%
      300 N. Lake Avenue                Total     $27.00  - $27.00  FSG

                                        5,547
------------------------------------------------------------------------------------------
P-5   Lake Corson Building                        $23.40  - $23.40  FSG     89.8%   87.1%
      301 N. Lake Avenue                Total     $24.60  - $27.00  FSG

                                       26,925
------------------------------------------------------------------------------------------
P-6   Pasadena Towers I                           $21.60  - $21.60  FSG     86.1%   84.9%
      800 E. Colorado Boulevard         Total     $27.00  - $27.00  FSG

                                       31,510
------------------------------------------------------------------------------------------
P-7   Pasadena Towers II                          $21.60  - $23.40  FSG     87.5%   59.9%
      55 S. Lake Avenue                 Total     $27.00  - $27.00  FSG

                                       83,577
------------------------------------------------------------------------------------------
P-8   Corporate Center Pasadena                       --     -  --   --     96.6%   96.6%
      225 S. Lake Avenue                Total     $25.20  - $25.20  FSG

                                        7,542
------------------------------------------------------------------------------------------
      MARKET TOTALS                   210,732                               91.9%   87.6%
==========================================================================================

                             ---------------------------------------------------
                             $25.56 - $25.93 Direct Weighted Average Rental Rate
                             ---------------------------------------------------

                               [GRAPHIC OMITTED]

[Bar graph: Office Building Activity Chart, Pasadena Area, comparing Occupancy ratio to No. of Stories]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

RECENT LEASES
70 South Lake o 70 South Lake Avenue o Pasadena              Second Quarter 1997

===================================================================================================================================
Item      Tenant's Name /      Area (SF)  Lease   Lse Trm      Annual PSF Rent       Expense    Rental Concessions    Effective FSG
                                                           -----------------------           -----------------------
No.       Suite                  Floor     Date    (mos)    Initial    Adjustments    Basis  Free Rent  TI Allowance  Rent ($/PSF)
-----------------------------------------------------------------------------------------------------------------------------------
L-1   Abigail Abbott Staffing    1,603    4/21/97   36     $20.40    Mo. 18: $21.60    FSG      None     $2.34/RSF        $20.81
      Suite 780                 Floor 7
-----------------------------------------------------------------------------------------------------------------------------------
L-2   Yamishiro                  2,498    6/1/97    53     $21.00        Flat          FSG      None    $10.90/RSF        $21.00
      Suite 650                 Floor 6
===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE LEASES
70 South Lake o 70 South Lake Avenue o Pasadena              Second Quarter 1997

===================================================================================================================================
Item      Building /           Area (SF)  Lease   Lse Trm      Annual PSF Rent       Expense    Rental Concessions    Effective FSG
                                                           -----------------------           -----------------------
No.       Location               Floor     Date    (mos)    Initial    Adjustments    Basis  Free Rent  TI Allowance  Rent ($/PSF)
-----------------------------------------------------------------------------------------------------------------------------------
L-1   200 S. Los Robles Ave.     6,080   3rd Qtr     60      $23.40       Flat         FSG   2 months    $15/PSF         $22.62
      Pasadena                             1997

-----------------------------------------------------------------------------------------------------------------------------------
L-2   200. S Los Robles Ave.     1,900   2nd Qtr     60      $23.65       Flat         FSG   2 months    $15/PSF         $22.86
      Pasadena                             1997

-----------------------------------------------------------------------------------------------------------------------------------
L-3   Pasadena Towers            6,000   3rd Qtr     60      $23.40       Flat         FSG      None     $30/PSF         $23.40
      800 E. Colorado Ave.                1997
      Pasadena

-----------------------------------------------------------------------------------------------------------------------------------
L-4   Pasadena Towers           15,000   3rd Qtr     60      $22.80       Flat         FSG      None     $20/PSF         $22.80
      800 E. Colorado Ave.                 1997
      Pasadena

-----------------------------------------------------------------------------------------------------------------------------------
L-5   201 S. Lake Ave.           1,000   1st Qtr     36      $21.60       Flat         FSG      None        None         $21.60
      Pasadena                             1997

-----------------------------------------------------------------------------------------------------------------------------------
L-6   Corporate Center           2,800   1st Qtr     60      $20.40  Mos. 37: $21.00   FSG      None      $25/PSF        $20.64
      225 S. Lake Ave.                     1997
      Pasadena
===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE SALES
70 South Lake o 70 South Lake Avenue o Pasadena              Second Quarter 1997

===================================================================================================================================
Item       Property Name        Date of     Year        No. of       Total        Occ.@            Sales Price          Overall Cap.
                                                                                              ---------------------
No.        & Location            Sale       Built       Stories      NRSF          Sale          Total        PSF        Rate (OAR)
-----------------------------------------------------------------------------------------------------------------------------------
I-1   790 E. Colorado Ave.      Escrow      1981          9         130,610       98.0%       $19,500,000    149.30         8.1%
      Pasadena                  to Close
                               (Sept. '97)

-----------------------------------------------------------------------------------------------------------------------------------
I-2   Century Square            Apr-97      1984          11        205,653      100.0%       $41,600,000    $202.28        8.5%
      155 N. Lake Ave.
      Pasadena

-----------------------------------------------------------------------------------------------------------------------------------
I-3   Pasadena Financial Ctr.   Apr-97      1983          9         146,903      100.0%       $26,400,000    $179.71        9.25%
      35 N. Lake Ave.
      Pasadena

-----------------------------------------------------------------------------------------------------------------------------------
I-4   Pasadena Towers           Dec-95      1989          9         431,588       85.0%       $80,000,000    $185.36        9.25%
      800 E. Colorado Blvd.
      Pasadena

===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

70 South Lake  o  70 South Lake Avenue  o  Pasadena
CONCLUSIONS
Market Rent  o  Expense  o  Tenant Improvements & Leasing Commissions

================================================================================
                                                     Annual PSF
                                                 Low          High
--------------------------------------------------------------------------------
Market Rent (Full Service Gross)                $21.00       $22.20

Expenses
  Utilities                                     $2.50        $2.50
  Cleaning                                      $0.80        $0.80
  Repairs & Maintenance                         $1.00        $1.00
  Administration                                $0.60        $0.60
  General Building                              $1.00        $1.00
  Insurance                                     $0.50        $0.50
  Other / Ground Rent                              --           --
  Management Fee                                $0.50        $0.50
--------------------------------------------------------------------------------
Sub-Total Expenses                              $6.90        $6.90
--------------------------------------------------------------------------------

  Property Taxes                                $1.22        $1.22

--------------------------------------------------------------------------------
Total Operating Expenses                        $8.12        $8.12
--------------------------------------------------------------------------------

Typical Lease Term:          5 years
--------------------------------------------------------------------------------

      Tenant Improvements
        New                        $10.00        $20.00
        Renew                       None          $5.00

      Leasing Commissions
        New                         6.0%           6.0%
        Renew                       3.0%           3.0%

      Estimated Absorption of Vacancy          6 months

--------------------------------------------------------------------------------

              Weighted Avg Contract Rent:       $20.86 Annual PSF *

                  Market Rent is generally above contract rent

================================================================================

                                              * - Per the Rent Roll dated Jun-97

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                              L.A. Corporate Center
                            Monterey Park, California
                          389,293 Rentable Square Feet
                               San Gabriel Valley

Exhibits

      1)          Demographic Profile

      2)          Building Permit Activity - Residential and Non-Residential

      3)          Historical Employment and Unemployment Trends

      4)          June, 1997 Rent Roll

      5)          Summary of Recent Leases in Property

      6)          Summary of Comparable Leases in Market

      7)          Summary of Comparable Office Building Market Activity/Sales

      8)          Summary of Property-Specific Conclusions

            a)    Market Rents and Tenant Improvements (Range)

            b)    Market Rent Versus Current Contract Rents

            c)    Estimated Expense Conclusions

            d)    Leasing Commission Expense

================================================================================


                                       58
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------


                                                                                                 901 Corporate Center Drive
                                                                                                        DEMOGRAPHIC PROFILE
As of August, 1997                                                                                Monterey Park, California
===========================================================================================================================
                                              1-mile             3-mile            5-mile            City of      County of
Characteristic                            Trade Area         Trade Area        Trade Area      Monterey Park    Los Angeles
===========================================================================================================================
---------------------------------------------------------------------------------------------------------------------------
Population
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                            26,523             339,897           754,387            62,587      9,555,105
   1997 Estimate                              27,035             338,560           744,768            61,471      9,210,790
   1990 Census                                29,053             343,541           744,868            60,738      8,863,164
   1980 Census                                26,404             298,776           635,954            54,367      7,477,507
 % Increase 1980-1990                          10.0%               15.0%             17.1%             11.7%          18.5%
 % Increase 1997-2002                          -1.9%                0.4%              1.3%              1.8%           3.7%
---------------------------------------------------------------------------------------------------------------------------
Households
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                             6,873              95,300           222,311            21,106      3,331,065
   1997 Estimate                               6,769              92,476           215,727            20,330      3,171,862
   1990 Census                                 6,761              89,423           207,679            19,455      2,989,552
   1980 Census                                 6,846              86,123           195,953            18,404      2,730,469
 % Increase 1980-1990                          -1.2%                3.8%              6.0%              5.7%           9.5%
 % Increase 1997-2002                           1.5%                3.1%              3.1%              3.8%           5.0%
---------------------------------------------------------------------------------------------------------------------------
Average Household Size
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                              3.86                3.57              3.39              2.97           2.87
   1997 Estimate                                3.99                3.66              3.45              3.02           2.90
   1990 Census                                  4.30                3.84              3.59              3.12           2.96
   1980 Census                                  3.86                3.47              3.25              2.95           2.74
---------------------------------------------------------------------------------------------------------------------------
Household Income
---------------------------------------------------------------------------------------------------------------------------
   Average                                   $55,594             $48,391           $52,712           $60,354        $69,131
   Median                                    $36,656             $33,314           $34,673           $42,314        $45,064
   Per Capital Income                        $16,269             $13,577           $15,763           $20,029        $24,172
---------------------------------------------------------------------------------------------------------------------------
Households by Income
---------------------------------------------------------------------------------------------------------------------------
1997 Estimated Population                      6,769              92,476           215,727            20,330      3,171,862
   $150,000 or more                             4.3%                2.6%              3.8%              4.7%           7.6%
   $100,000 to $149,999                         7.2%                6.2%              6.3%              8.6%           8.0%
   $ 75,000 to $ 99,999                         8.2%                7.0%              7.6%             10.2%          10.0%
   $ 50,000 to $ 74,999                        16.6%               16.4%             16.6%             19.2%          19.6%
   $ 35,000 to $ 49,999                        15.3%               15.5%             15.3%             14.3%          14.9%
   $ 25,000 to $ 34,999                        13.0%               13.7%             13.5%             11.2%          11.9%
   $ 15,000 to $ 24,999                        13.0%               16.2%             15.1%             12.7%          12.0%
   $  5,000 to $ 14,999                        17.8%               18.1%             17.5%             14.1%          12.6%
   Under $5,000                                 4.4%                4.3%              4.3%              5.1%           3.5%
---------------------------------------------------------------------------------------------------------------------------
Occupied Units                                 6,761              89,423           207,679            19,455      2,989,552
---------------------------------------------------------------------------------------------------------------------------
    Owner Occupied                             51.6%               42.0%             39.4%             54.3%          48.2%
    Renter Occupied                            48.4%               58.0%             60.6%             45.7%          51.8%
1990 Avg. Persons per HH                        3.71                3.75              3.46              3.11           2.91
---------------------------------------------------------------------------------------------------------------------------
Education
---------------------------------------------------------------------------------------------------------------------------
   Bachelor Degree Only                         8.1%                6.7%              8.7%             15.6%          14.5%
   Graduate Degree                              2.8%                3.2%              4.4%              6.9%           7.8%
===========================================================================================================================
Source:  Equifax National Decision Systems

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Residential Construction Activity - Permits Issued & Valuation
New single family, multi-family, and residential alterations & additions

===================================================================================================================================

City Name                              1990          1991          1992          1993          1994          1995          1996
-----------------------------------------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Units                                  120            62            26            39             6            40            14
   Dollar Volume ($1,000s)           63,536.4      49,963.1      32,712.9      28,622.6      15,521.5      41,262.6      30,170.7
-----------------------------------------------------------------------------------------------------------------------------------
BURBANK
   Units                                   43            28           165           174           163            26           262
   Dollar Volume ($1,000s)           24,699.4      20,386.1      31,922.1      21,951.6      30,370.2      15,449.5      22,588.7
-----------------------------------------------------------------------------------------------------------------------------------
CULVER CITY
   Units                                   48            77             6             3             1             3            51
   Dollar Volume ($1,000s)           11,178.4      17,784.8       4,242.5       4,738.8       3,382.0       2,905.3      10,976.0
-----------------------------------------------------------------------------------------------------------------------------------
GLENDALE
   Units                                  515           221            71           234           109            54            75
   Dollar Volume ($1,000s)           69,535.3      40,366.5      28,380.3      43,214.8      25,605.2      20,222.0      21,316.1
-----------------------------------------------------------------------------------------------------------------------------------
LONG BEACH
   Units                                1,269           627            93            24            82           147            77
   Dollar Volume ($1,000s)          198,662.0     122,529.8      52,394.8      37,136.9      41,563.3      49,500.1      41,028.7
-----------------------------------------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Units                               11,826         5,815         2,627         2,063         2,429         2,637         2,173
   Dollar Volume ($1,000s)        1,883,843.7   1,224,612.2     845,929.3     658,854.2     962,560.1     953,356.4     769,427.1
-----------------------------------------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                                  142            35           100            55            11            42            84
   Dollar Volume ($1,000s)           14,913.9      11,049.2      22,826.5      14,329.4       5,401.3      12,507.2       9,994.7
-----------------------------------------------------------------------------------------------------------------------------------
NORWALK
   Units                                   80           202            37             9            26            58            19
   Dollar Volume ($1,000s)           13,821.8      21,176.5       9,948.0       5,761.2       6,553.3      10,655.5       6,646.0
-----------------------------------------------------------------------------------------------------------------------------------
PASADENA
   Units                                  240           110           426            91           131           171            30
   Dollar Volume ($1,000s)           42,012.8      37,234.4      49,180.2      25,591.6      23,559.5      27,930.1      17,931.8
-----------------------------------------------------------------------------------------------------------------------------------
SANTA MONICA
   Units                                  308           339           218           122            39            66           195
   Dollar Volume ($1,000s)           60,622.3      52,659.6      36,190.6      27,305.5      23,006.2      36,143.2      36,377.4
-----------------------------------------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                                   14             2             3             1             1            34             4
   Dollar Volume ($1,000s)            6,372.2       3,038.1       2,781.3       2,436.3       1,908.7       9,940.8       2,983.6

===================================================================================================================================

TOTAL TRADE AREA
   Units                               14,605         7,518         3,772         2,815         2,998         3,278         2,984
     % of L.A. County                   58.3%         46.4%         34.0%         38.8%         39.3%         39.0%         34.7%
   Dollar Volume ($1,000s)           78,021.4      57,419.1      36,458.9      31,398.6      18,513.5      44,500.6      33,140.7
     % of L.A. County                    1.9%          1.8%          1.4%          1.6%          0.9%          2.0%          1.6%

===================================================================================================================================

LOS ANGELES COUNTY
   Units                               25,045        16,195        11,097         7,259         7,621         8,405         8,590
   Dollar Volume ($1,000s)        4,155,565.2   3,197,540.0   2,600,387.2   1,910,098.4   2,154,472.9   2,256,613.3   2,091,965.1

===================================================================================================================================

==========================================================================
                                 Apr. (4 months )   5-year        7-year
City Name                               1997       Average +     Average ^
--------------------------------------------------------------------------
BEVERLY HILLS
   Units                                     3            25            44
   Dollar Volume ($1,000s)             5,390.9      29,658.1      37,398.5
--------------------------------------------------------------------------
BURBANK
   Units                                     2           158           123
   Dollar Volume ($1,000s)             4,280.2      24,456.4      23,909.7
--------------------------------------------------------------------------
CULVER CITY
   Units                                     2            13            27
   Dollar Volume ($1,000s)               994.3       5,248.9       7,886.8
--------------------------------------------------------------------------
GLENDALE
   Units                                    14           109           183
   Dollar Volume ($1,000s)             4,473.3      27,747.7      35,520.0
--------------------------------------------------------------------------
LONG BEACH
   Units                                    18            85           331
   Dollar Volume ($1,000s)            11,570.0      44,324.8      77,545.1
--------------------------------------------------------------------------
LOS ANGELES CITY
   Units                                   733         2,386         4,224
   Dollar Volume ($1,000s)           243,914.6     838,025.4   1,042,654.7
--------------------------------------------------------------------------
MONTEREY PARK
   Units                                    10            58            67
   Dollar Volume ($1,000s)             2,531.6      13,011.8      13,003.2
--------------------------------------------------------------------------
NORWALK
   Units                                     3            30            62
   Dollar Volume ($1,000s)             1,655.3       7,912.8      10,651.8
--------------------------------------------------------------------------
PASADENA
   Units                                    87           170           171
   Dollar Volume ($1,000s)            16,357.7      28,838.6      31,920.1
--------------------------------------------------------------------------
SANTA MONICA
   Units                                    25           128           184
   Dollar Volume ($1,000s)             9,621.4      31,804.6      38,900.7
--------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                                     -             9             8
   Dollar Volume ($1,000s)               606.0       4,010.1       4,208.7

==========================================================================

TOTAL TRADE AREA
   Units                                   897         3,169         5,424
     % of L.A. County                    32.4%         36.9%         45.1%
   Dollar Volume ($1,000s)             6,284.9      32,802.5      42,779.0
     % of L.A. County                     0.9%          1.5%          1.6%

==========================================================================

LOS ANGELES COUNTY
   Units                                 2,772         8,594        12,030
   Dollar Volume ($1,000s)           725,231.6   2,202,707.4   2,623,806.0

==========================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Non-Residential Construction Activity - Permits Issued & Valuation
New commercial, industrial, other, and non-residential alterations & additions

====================================================================================================
City Name                        1990          1991          1992         1993           1994
----------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Dollar Volume ($1,000s)       30,284.7      32,673.9      71,681.4     112,129.9      55,809.7
    % Change                           --           7.9%        119.4%         56.4%        -50.2%
----------------------------------------------------------------------------------------------------
BURBANK
   Dollar Volume ($1,000s)      127,622.4      68,951.8      36,459.1     132,212.0      73,459.9
    % Change                           --         -46.0%        -47.1%        262.6%        -44.4%
----------------------------------------------------------------------------------------------------
CULVER CITY
   Dollar Volume ($1,000s)       12,736.9      30,764.7      25,824.0      16,512.9      29,418.8
    % Change                           --         141.5%        -16.1%        -36.1%          7.2%
----------------------------------------------------------------------------------------------------
GLENDALE
   Dollar Volume ($1,000s)      158,610.0      63,317.6      58,840.5      46,640.2      41,908.7
    % Change                           --         -60.l%         -7.1%        -20.7%        -10.1%
----------------------------------------------------------------------------------------------------
LONG BEACH
   Dollar Volume ($1,000s)      113,394.8      65,859.8      54,709.3      66,678.8      46,979.9
    % Change                           --         -41.9%        -16.9%         21.9%        -29.5%
----------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Dollar Volume ($1,000s)    1,580,738.8   1,241,390.3     847,187.7     900,571.6   1,210,075.6
    % Change                           --         -21.5%        -31.8%          6.3%         34.4%
----------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                         15,929.6      28,452.4      20,932.6       9,089.2       8,068.1
   Dollar Volume ($1,000s)             --          78.6%        -26.4%        -56.6%        -11.2%
----------------------------------------------------------------------------------------------------
NORWALK
   Units                         10,450.8       1,154.7       1,620.9       4,283.5       4,265.0
   Dollar Volume ($1,000s)             --         -89.0%        -40.4%        164.3%         -0.4%
----------------------------------------------------------------------------------------------------
PASADENA
   Dollar Volume ($1,000s)       57,784.2      63,283.9      37,409.5      43,560.4      37,056.7
    % Change                           --           9.5%        -40.9%         16.4%        -14.9%
----------------------------------------------------------------------------------------------------
SANTA MONICA
   Dollar Volume ($1,000s)      123,070.4      80,562.8      43,188.0      24,499.2      25,396.3
    % Change                           --         -34.5%        -46.4%        -43.3%          3.7%
----------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                          7,941.1       4,750.9       5,889.4       9,721.3       4,089.3
   Dollar Volume ($1,000s)             --         -40.2%         24.0%         65.1%        -57.9%
====================================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)    2,238,563.7   1,681,162.8   1,203,742.4   1,365,899.0   l,536,526.0
    % of L.A. County                 58.4%         61.4%         56.4%         62.8%         67.0%
    % Change                           --         -24.9%        -28.4%         13.5%         12.5%
====================================================================================================
LOS ANGELES COUNTY
   Dollar Volume ($1,000s)    3,831,079.4   2,739,595.5   2,135,069.9   2,176,509.5   2,292,921.0
     % Change                          --         -28.5%        -22.1%          1.9%          5.3%
====================================================================================================

====================================================================================================
                                                         Apr.(4 months)      5-year         7-year
City Name                        1995          1996           1997           Average+       Average^
----------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Dollar Volume ($1,000s)       43,042.1      53,540.6      24,792.5        67,241          52,994
    % Change                        -22.9%         24.4%           --            --              --
----------------------------------------------------------------------------------------------------
BURBANK
   Dollar Volume ($1,000s)      109,051.1     133,693.0      23,857.8      96,975.0        97,349.9
    % Change                         48.4%         22.6%           --            --              --
----------------------------------------------------------------------------------------------------
CULVER CITY
   Dollar Volume ($1,000s)       20,756.5      19,146.7       4,918.2        22,332          20,010
    % Change                        -29.4%         -7.8%           --            --              --
----------------------------------------------------------------------------------------------------
GLENDALE
   Dollar Volume ($1,000s)       48,571.4      65,364.0      63,150.6      52,264.6        69,035.8
    % Change                         15.9%         34.6%           --            --              --
----------------------------------------------------------------------------------------------------
LONG BEACH
   Dollar Volume ($1,000s)       50,773.0     102,203.0      14,790.9        64,269          64,424
    % Change                          8.1%        101.3%           --            --              --
----------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Dollar Volume ($1,000s)      903,610.9     791,719.8     251,424.3       930,633         965,840
    % Change                        -25.3%        -12.4%           --            --              --
----------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                          3,792.7       6,856.6       1,093.7       9,747.8        13,303.0
   Dollar Volume ($1,000s)          -53.0%         60.8%           --          (0.1)            0.0
----------------------------------------------------------------------------------------------------
NORWALK
   Units                          7,482.5       3,980.2       7,524.6       4,326.4         4,748.2
   Dollar Volume ($1,000s)           75.4%        -46.8%           --           0.5             O.2
----------------------------------------------------------------------------------------------------
PASADENA
   Dollar Volume ($1,000s)       33,838.0      32,528.0      12,749.2      36,878.5        43,637.2
    % Change                         -8.7%         -3.9%           --            --              --
----------------------------------------------------------------------------------------------------
SANTA MONICA
   Dollar Volume ($1,000s)       41,184.6      33,100.3      12,737.6        33,474          47,967
    % Change                         62.2%        -19.6%           --            --              --
----------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                          1,200.7       6,971.6         970.0       5,574.5         5,794.9
   Dollar Volume ($1,000s)          -70.6%        480.6%           --           0.9             0.7
====================================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)    1,283,303.5   1,249,103.8     418,009.4   1,323,714.9     1,505,471.6
    % of L.A. County                 63.4%         59.3%         60.5%         61.8%           61.0%
    % Change                        -17.8%         -1.1%           --            --              --
====================================================================================================
LOS ANGELES COUNTY
   Dollar Volume ($1,000s)    1,993,022.7   2,105,856.8     690,408.3   2,140,676.0     2,467,722.1
    % Change                        -13.1%          5.7%           --            --              --
====================================================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                    ---------------------------

Southern California
EMPLOYMENT & UNEMPLOYMENT TRENDS

========================================================================================
Name                        1992        1993          1994        1995          1996
----------------------------------------------------------------------------------------
STATE OF CALIFORNIA
    Labor Force           15,404,255   15,359,518   15,449,963   15,427,261   15,596,139
    Employment            13,973,304   13,918,275   14,122,088   14,216,727   14,469,924
    Unemployment           1,430,951    1,441,243    1,327,875    1,210,534    1,126,215
    Unemployment Rate           9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
LOS ANGELES COUNTY
    Labor Force            4,503,804    4,404,104    4,366,207    4,359,656    4,415,428
    Employment             4,062,416    3,970,748    3,957,037    4,016,191    4,052,561
    Unemployment             441,388      433,356      409,170      343,465      362,867
    Unemployment Rate           9.8%         9.8%         9.4%         7.9%         8.2%
----------------------------------------------------------------------------------------
MONTEREY PARK
    Labor Force               28,429       27,798       27,582       27,614       27,951
    Employment                26,093       25,504       25,416       25,796       26,030
    Unemployment               2,336        2,294        2,166        1,818        1,921
    Unemployment Rate           8.2%         8.3%         7.9%         6.6%         6.9%
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
    UNEMPLOYMENT RATE           1992         1993         1994         1995         1996
----------------------------------------------------------------------------------------
    STATE OF CALIFORNIA         9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
    LOS ANGELES COUNTY          9.8%         9.8%         9.4%         7.9%         8.2%
    MONTEREY PARK               8.2%         8.3%         7.9%         6.6%         6.9%

        Source: U.S. Bureau of Labor Statistics / Local Area Unemployment
----------------------------------------------------------------------------------------

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                             L.A. CORPORATE CENTER
                        RENT ROLL - AS OF JUNE 30, 1997

-----------------------------------------------------------------------------------------------------------------------------------
Suite                                                 %        LEASE           LEASE          BASE RENT          Marked to Market
  #    TENANT NAME                        Sq. Ft.   OCC'D    START DATE      END DATE    CURR. YR.     PSF.      CURR. YR.   PSF.
-----------------------------------------------------------------------------------------------------------------------------------
      Building 900
-----------------------------------------------------------------------------------------------------------------------------------
 100 State Compensation Ins.              35,777     9.2%     05/25/93        03/15/98    $794,249   $22.20      $751,317   $21.00
-----------------------------------------------------------------------------------------------------------------------------------
3000 State Compensation Ins.               2,086     0.5%     05/01/98        03/15/98     $47,105   $22.80       $43,386   $21.00
-----------------------------------------------------------------------------------------------------------------------------------
 310 State Compensation Ins.               1,240     0.3%     09/16/90        03/15/98     $38,735   $31.24       $26,040   $21.00
-----------------------------------------------------------------------------------------------------------------------------------
 400 State Compensation Ins.              67,982    17.5%     10/23/94        03/15/98  $1,549,990   $22.80    $1,427,622   $21.00
-----------------------------------------------------------------------------------------------------------------------------------
 410 State Compensation Ins.                 827     0.2%     12/18/91        03/15/98     $25,933   $31.36       $17,367   $21.00
-----------------------------------------------------------------------------------------------------------------------------------
 430 State Compensation Ins.               1,447     0.4%     07/01/89        03/15/98     $47,461   $32.80       $30,387   $21.00
-----------------------------------------------------------------------------------------------------------------------------------
 520 State Compensation Ins.               4,174     1.1%     08/01/90        03/15/98    $130,386   $31.24       $87,654   $21.00
-----------------------------------------------------------------------------------------------------------------------------------
     Vacant Square Feet                      361             Market Rent - Building 900                           $21.00
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
     Building 1000
-----------------------------------------------------------------------------------------------------------------------------------
 100 Equitable Life Assurance              8,129     1.6%     07/01/95        06/30/00    $136,064   $22.20      $128,709   $21.00
-----------------------------------------------------------------------------------------------------------------------------------
1008 Equitable Life Assurance              1,521     0.4%     07/01/95        06/30/00     $33,765   $22.20       $31,941   $21.00
-----------------------------------------------------------------------------------------------------------------------------------
 115 Corporate Center Cafe                 1,631     0.4%     01/01/95        12/31/00     $24,465   $15.00       $24,465   $15.00
-----------------------------------------------------------------------------------------------------------------------------------
 130 China Economic & Trade                  769     0.2%     09/01/96        08/31/00     $16,610   $21.60       $16,149   $21.00
-----------------------------------------------------------------------------------------------------------------------------------
 140 Equitable Life Assurance              1,650     0.4%     01/01/97        06/30/00     $28,500   $17.27       $28,500   $17.27
-----------------------------------------------------------------------------------------------------------------------------------
 200 State of California                  13,586     3.5%     07/11/97        05/31/05    $284,724   $20.96      $284,724   $20.96
-----------------------------------------------------------------------------------------------------------------------------------
 207 Kurosaki & Kinoshta                   2,529     0.6%     10/01/95        09/30/00     $57,661   $22.80       $53,109   $21.00
-----------------------------------------------------------------------------------------------------------------------------------
 209 American Telecine Corp.                 922     0.2%     10/01/96        09/30/99     $19,915   $21.80       $19,362   $21.00
-----------------------------------------------------------------------------------------------------------------------------------
 330 AT&T Corp.                            1,280     0.3%     06/15/96        07/31/01     $21,504   $16.80       $21,504   $16.80
-----------------------------------------------------------------------------------------------------------------------------------
 400 AT&T Corp.                           45,105    11.6%     06/01/95        07/31/01    $757,764   $16.80      $757,764   $16.80
-----------------------------------------------------------------------------------------------------------------------------------
     Vacant Square Feet                   38,391             Market Rent - Building 1000             $21.00
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
     Building 1200
-----------------------------------------------------------------------------------------------------------------------------------
1200 So. Pacific Transportation           83,017    21.3%     04/01/89        03/31/99  $1,942,596   $23.40    $1,660,340   $20.00
-----------------------------------------------------------------------------------------------------------------------------------
     Vacant Square Feet                        0             Market Rent - Building 1200             $20.00
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
     Building 1255
-----------------------------------------------------------------------------------------------------------------------------------
 100 Associated General Cont.              4,693     1.2%     07/01/88        06/30/98     $95,737   $20.40       $89,167   $19.00
-----------------------------------------------------------------------------------------------------------------------------------
 101 San Valen, Inc.                       1,205     0.03%    01/01/97        12/31/98     $18,075   $15.00       $18,075   $15.00
-----------------------------------------------------------------------------------------------------------------------------------
 105 Auto Insurance Specialist            13,469     3.5%     03/01/97        02/28/02    $250,523   $18.60      $250,523   $18.60
-----------------------------------------------------------------------------------------------------------------------------------
 200 Mochinaga, Nishida, Taksuchi          1,072     0.3%     07/27/95        07/26/00     $21,869   $20.40       $20,368   $19.00
-----------------------------------------------------------------------------------------------------------------------------------
 203 Jolly Parkson & Co., Ltd.               828     0.2%     10/01/95        09/30/96     $12,917   $15.60       $12,917   $15.60
-----------------------------------------------------------------------------------------------------------------------------------
 206 L3 Advertising Inc.                   1,862     0.5%     11/15/93        10/31/98     $48,358   $25.97       $36,378   $19.00
-----------------------------------------------------------------------------------------------------------------------------------
 208 Calomec International, Inc.           1,642     0.4%     10/01/96        09/30/01     $25,615   $15.60       $25,615   $15.60
-----------------------------------------------------------------------------------------------------------------------------------
 212 Charter Enterprises                   1,478     0.4%     04/01/97        03/31/00     $25,717   $17.40       $25,717   $17.40
-----------------------------------------------------------------------------------------------------------------------------------
 214 Admerssie                             1,003     0.3%     07/07/96        07/06/98     $18,054   $18.00       $18,054   $18.00
-----------------------------------------------------------------------------------------------------------------------------------
 216 Compucell                             1,003     0.3%     11/01/95        10/31/97     $15,647   $15.60       $15,647   $15.60
-----------------------------------------------------------------------------------------------------------------------------------
 218 Master Hotel Systems                  1,003     0.3%     04/15/96        12/31/98     $16,850   $16.80       $16,850   $16.80
-----------------------------------------------------------------------------------------------------------------------------------
 301 USC Kenneth Norris Jr., Hospital      9,602     2.5%     05/23/94        05/22/99    $207,403   $21.60      $182,436   $19.00
-----------------------------------------------------------------------------------------------------------------------------------
 305 Graphic Net Communication             1,204     0.3%     03/06/96        03/31/98     $20,227   $16.80       $20,227   $16.80
-----------------------------------------------------------------------------------------------------------------------------------
 306 Luolleng Co. Ltd.                     1,622     0.4%     03/01/97        02/29/00     $28,223   $17.40       $28,223   $17.40
-----------------------------------------------------------------------------------------------------------------------------------
 309 Jane J. Lee, CPA                        765     0.2%     01/01/97        12/31/99     $13,311   $17.40       $13,311   $17.40
-----------------------------------------------------------------------------------------------------------------------------------
 405 Avant Garde Communications            6,736     1.7%     06/01/96        07/31/97    $134,720   $20.00      $127,984   $19.00
-----------------------------------------------------------------------------------------------------------------------------------
 406 Jichun Jiang                            803     0.2%     06/25/95        08/25/97     $15,056   $18.75       $15,056   $18.75
-----------------------------------------------------------------------------------------------------------------------------------
 410 Avant Garde Communications            2,083     0.7%     07/01/97        03/31/98     $46,336   $17.40       $46,336   $17.40
-----------------------------------------------------------------------------------------------------------------------------------
 PHS Garway Int'l Inc.                     1,003     0.3%     08/01/96        08/31/98     $18,054   $18.00       $18,054   $18.00
-----------------------------------------------------------------------------------------------------------------------------------
 PHS Prudential Insurance Co.              5,076              08/15/91        04/30/97    $109,642   $21.60       $86,444   $19.00
-----------------------------------------------------------------------------------------------------------------------------------
     Vacant Square Fee                    20,879              Market Rent - Building 1256            $19.00
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
     Vacant Sq. Ft.                       58,909    15.1%                               $1,195,331   $20.29    $1,195,331   $20.29
-----------------------------------------------------------------------------------------------------------------------------------
     Total NRA                           389,283   100.0%                               $8,295,086   $21.31    $7,682,056   $19.73
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
Suite                                     RENT STEPS & OPTIONS
  #    TENANT NAME                       (INCLUDING ESCALATION SCHEDULE)
-----------------------------------------------------------------------------------------------------------------------
      Building 900
-----------------------------------------------------------------------------------------------------------------------
 100 State Compensation Ins.              Escalation $65,121.72/yr.
-----------------------------------------------------------------------------------------------------------------------
3000 State Compensation Ins.              None
-----------------------------------------------------------------------------------------------------------------------
 310 State Compensation Ins.              Rent increases: 9/16/97 $31,24 sf (included in base rent) 09/16/98 $32.80 sf
-----------------------------------------------------------------------------------------------------------------------
 400 State Compensation Ins.              None
-----------------------------------------------------------------------------------------------------------------------
 410 State Compensation Ins.              Rent increase 12/18/97 $31.36 sq.ft. 12/18/98 $32.98 sq.ft.
-----------------------------------------------------------------------------------------------------------------------
 430 State Compensation Ins.              Rent Increase $32.80/sf @1/1/98
-----------------------------------------------------------------------------------------------------------------------
 520 State Compensation Ins.              Rent increase 08/01/97 $31.24sq.ft. 08/01/96 32.80/sq.ft.
-----------------------------------------------------------------------------------------------------------------------
     Vacant Square Feet
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
     Building 1000
-----------------------------------------------------------------------------------------------------------------------
 100 Equitable Life Assurance             None
-----------------------------------------------------------------------------------------------------------------------
1008 Equitable Life Assurance             None
-----------------------------------------------------------------------------------------------------------------------
 115 Corporate Center Cafe                Escalation $4,487.88/yr
-----------------------------------------------------------------------------------------------------------------------
 130 China Economic & Trade               None
-----------------------------------------------------------------------------------------------------------------------
 140 Equitable Life Assurance             Rent increases: 01/01/98 $17.27/sf (included in base rent); 01/01/99
                                          $17.88/sf; 01/01/00 $18.18/sf; 04/01/00 $22.20/sf
-----------------------------------------------------------------------------------------------------------------------
 200 State of California                  None
-----------------------------------------------------------------------------------------------------------------------
 207 Kurosaki & Kinoshta                  None
-----------------------------------------------------------------------------------------------------------------------
 209 American Telecine Corp.              None
-----------------------------------------------------------------------------------------------------------------------
 330 AT&T Corp.                           None
-----------------------------------------------------------------------------------------------------------------------
 400 AT&T Corp.                           None
-----------------------------------------------------------------------------------------------------------------------
     Vacant Square Feet
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
     Building 1200
-----------------------------------------------------------------------------------------------------------------------
1200 So. Pacific Transportation           Escalation $24,623.86/yr
-----------------------------------------------------------------------------------------------------------------------
     Vacant Square Feet
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
     Building 1255
-----------------------------------------------------------------------------------------------------------------------
 100 Associated General Cont.             Escalation $11,025.96/yr
-----------------------------------------------------------------------------------------------------------------------
 101 San Valen, Inc.                      None
-----------------------------------------------------------------------------------------------------------------------
 105 Auto Insurance Specialist
-----------------------------------------------------------------------------------------------------------------------
 200 Mochinaga, Nishida, Taksuchi         None
-----------------------------------------------------------------------------------------------------------------------
 203 Jolly Parkson & Co., Ltd.            None
-----------------------------------------------------------------------------------------------------------------------
 206 L3 Advertising Inc.                  Rent increse 11/01/97 $25.97 sq.ft.
-----------------------------------------------------------------------------------------------------------------------
 208 Calomec International, Inc.          None
-----------------------------------------------------------------------------------------------------------------------
 212 Charter Enterprises                  None
-----------------------------------------------------------------------------------------------------------------------
 214 Admerssie                            None
-----------------------------------------------------------------------------------------------------------------------
 216 Coompucell                           None
-----------------------------------------------------------------------------------------------------------------------
 218 Master Hotel Systems                 None
-----------------------------------------------------------------------------------------------------------------------
 301 USC Kenneth Norris Jr., Hospital     None
-----------------------------------------------------------------------------------------------------------------------
 305 Graphic Net Communication            None
-----------------------------------------------------------------------------------------------------------------------
 306 Luolleng Co. Ltd.                    None
-----------------------------------------------------------------------------------------------------------------------
 309 Jane J. Lee, CPA
-----------------------------------------------------------------------------------------------------------------------
 405 Avant Garde Communications
-----------------------------------------------------------------------------------------------------------------------
 406 Jichun Jiang                         None
-----------------------------------------------------------------------------------------------------------------------
 410 Avant Garde Communications
-----------------------------------------------------------------------------------------------------------------------
 PHS Garway Int'l Inc.                    None
-----------------------------------------------------------------------------------------------------------------------
 PHS Prudential Insurance Co.             Escalation $408.36/yr
-----------------------------------------------------------------------------------------------------------------------
     Vacant Square Fee
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
     Vacant Sq. Ft.
-----------------------------------------------------------------------------------------------------------------------
     Total NRA
-----------------------------------------------------------------------------------------------------------------------

Notes:
Retail tenants indicated in italics
Shaded cells indicate rents marked to market
(1) Market rent estimate supported by Cushman & Wakefield market study and recent leasing-activity.

                                   [GRAPHIC OMITTED]

                                      [STREET MAP]

L.A. CORPORATE CENTER: 901 Corporate Center Dr, Monterey Park, 91754,
Page & Grid 635 G3
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

PEER BUILDING ANALYSIS
Los Angeles Corporate Center - 901 Corporate Center Drive
                                                             Second Quarter 1997

============================================================================================================
                                              Building Information
Item  Building Name /                   No. of      Area    Avg. Flr. Year         Available Space (SF)
No.   Location                          Stories     (SF)    Area (SF) Built     Floor(s)   Direct   Sublease
------------------------------------------------------------------------------------------------------------
A-1   Crossroads Atrium - W. Tower         6       220,000    36,667  1987       Ground    17,571     O
      13181-13191 N. Crossroads Park                                              2 - 5    30,679     0
                                                                                  -----    ------     -
                                                                                           48,250     O
------------------------------------------------------------------------------------------------------------
A-2   Park Place                           7        98,167    14,024  1963       Ground     2,159     O
      9850 Flair Drive                                                            3 - 7    38,618     0
                                                                                    ---    ------     -
                                                                                           40,777     0
------------------------------------------------------------------------------------------------------------
A-3   Puente Hills Business Center-III     5       107,193    21,439  1987            4         O   21,851
      17700 Castleton Street                                                   Ground-4    41,038     0
                                                                               --------    ------     -
                                                                                           41,038   21,851
------------------------------------------------------------------------------------------------------------
A-4   Sanwa Bank Building                 10       100,000    10,000  1968       Ground       847     0
      6055 E. Washington Boulevard                                               2 - 10    56,912     0
                                                                                 ------    ------     -
                                                                                           57,759     0
------------------------------------------------------------------------------------------------------------
A-5   The Lakes - West Building            4        83,783    20,946  1990       Ground     5,712     0
      1000 E. Garvey Ave. South                                                   2 - 3    15,865     0
                                                                                  -----    ------     -
                                                                                           21,577     0
------------------------------------------------------------------------------------------------------------
A-6   The Lakes - East Building            4        83,783    20,946  1990       Ground     1,910     0
      1050 E. Garvey Ave. South                                                       2    12,916     0
                                                                                      -    ------     -
                                                                                           14,828     0
------------------------------------------------------------------------------------------------------------
A-7   Eastland Tower                      13       232,000    17,846  1988       8 & 10         0   12,371
      100 North Barranca Ave.                                                    4 - 11    31,788     0
                                                                                  -----    ------     -
                                                                                           31,788   12,371
------------------------------------------------------------------------------------------------------------
A-8   1000 South Fremont Ave.              4       822,027   205,507  1975       Ground         0     0
      1000 South Fremont Ave.                                                  Ground-4   350,261     0
                                                                               --------   -------     -
                                                                                          350,261     0
------------------------------------------------------------------------------------------------------------
A-9   McCaslin Trust Building              3        90,600    30,200  1980       Ground    28,000     0
      601 Potrero Grande Drive                                                    1 - 3    62,000
                                                                                    ---    ------
                                                                                           90,000     0
------------------------------------------------------------------------------------------------------------
A-10  The Citadel Phase I - Building G     2        44,000    22,000  1991       Ground         0     0
      200 Citadel Drive                                                           1 - 2         0   43,000
                                                                                    ---         -   ------
                                                                                                0   43,000
------------------------------------------------------------------------------------------------------------
A-11  The Citadel Phase I - Building F     2        41,600    20,800  1991       Ground     6,329     0
      400 Citadel Drive                                                               2         0     0
                                                                                      -         -     -
                                                                                            6,329     0
------------------------------------------------------------------------------------------------------------
A-12  The Citadel Phase I - Building D     4        81,400    20,350  1991       Ground     1,421     0
      500 Citadel Drive                                                               4     4,179     0
                                                                                      -     -----     -
                                                                                            5,600     0
------------------------------------------------------------------------------------------------------------
A-13  The Citadel Phase I - Building E     4        81,382    20,346  1991       Ground    47,000     0
      600 Citadel Drive                                                           2 - 4    18,727     0
                                                                                    ---    ------     -
                                                                                           65,727     0
------------------------------------------------------------------------------------------------------------
      MARKET TOTALS                       68     2,085,935    30,676                      773,932   77,222
============================================================================================================

===================================================================================================
                                             Overall      Quoted
Item  Building Name /                     Availability  Annual Rent     Lease     Occupancy Ratio
No.   Location                                (SF)      PSF     PSF     Type     Direct    Overall
---------------------------------------------------------------------------------------------------
A-1   Crossroads Atrium - W. Tower                    $24.00 - $24.00     FSG     78.1%      78.1%
      13181-13191 N. Crossroads Park          Total   $24.00 - $24.00     FSG

                                             48,250
---------------------------------------------------------------------------------------------------
A-2   Park Place                                      $18.00 - $18.00     FSG     58.5%      58.5%
      9650 Flair Drive                        Total   $18.00 - $18.00     FSG

                                             40,777
---------------------------------------------------------------------------------------------------
A-3   Puente Hills Business Center-III                $18.00 - $18.00     FSG     61.7%      41.3%
      17700 Castleton Street                  Total   $21.60 - $22.80     FSG

                                             62,889
---------------------------------------------------------------------------------------------------
A-4   Sanwa Bank Building                             $18.00 - $18.00     FSG     42.2%      42.2%
      6055 E. Washington Boulevard            Total   $16.80 - $16.80     FSG

                                             57,759
---------------------------------------------------------------------------------------------------
A-5   The Lakes - Wast Building                       $22.20 - $22.20     FSG     74.2%      74.2%
      1000 E. Garvey Ave. South               Total   $21.00 - $22.20     FSG

                                             21,577
---------------------------------------------------------------------------------------------------
A-6   The Lakes - East Building                       $22.20 - $22.20     FSG     82.3%      82.3%
      1050 E. Garvey Ave. South               Total   $21.00 - $22.20     FSG

                                             14,826
---------------------------------------------------------------------------------------------------
A-7   Eastland Tower                                  $15.60 - $15.60     FSG     86.3%      81.0%
      100 North Barranca Ave.                 Total   $20.40 - $22.20     FSG

                                             44,159
---------------------------------------------------------------------------------------------------
A-8   1000 South Fremont Ave.                             -- -     --      --     57.4%      57.4%
      1000 South Fremont Ave.                   Total $12.00 - $19.80     FSG

                                             350,281
---------------------------------------------------------------------------------------------------
A-9   McCaslin Trust Building                         $16.80 - $16.80      --      0.7%       0.7%
      601 Potrero Grande Drive                 Total  $16.80 - $16.80     FSG

                                             90,000
---------------------------------------------------------------------------------------------------
A-10  The Citadel Phase I - Building G                    -- -     --      --    100.0%       2.3%
      200 Citadel Drive                        Total  $18.00 - $18.00     FSG

                                             43,000
---------------------------------------------------------------------------------------------------
A-11  The Citadel Phase I - Building F                $21.00 - $21.00     FSG     84.8%      84.8%
      400 Citadel Drive                       Total       -- -     --      --

                                              6,329
---------------------------------------------------------------------------------------------------
A-12  The Citadel Phase I - Building D                $21.00 - $22.20     FSG     93.1%      93.1%
      500 Citadel Drive                       Total   $21.00 - $22.20     FSG

                                              5,600
---------------------------------------------------------------------------------------------------
A-13  The Citadel Phase I - Building E                $21.00 - $22.20     FSG     19.2%      19.2%
      600 Citadel Drive                        Total  $21.00 - $22.20     FSG

                                              85,727
---------------------------------------------------------------------------------------------------
      MARKET TOTALS                          851,154                              62.9%      59.2%
===================================================================================================

                            ----------------------------------------------------
                            $16.17 - $20.00  Direct Weighted Average Rental Rate
                            ----------------------------------------------------

[GRAPHIC OMITTED]

[Bar graph: Office Building Activity Chart, Los Angeles Area, comparing Occupancy ratio to No. of Stories]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

RECENT LEASES
L.A. Corporate Center o 901 Corporate Center
Drive o Monterey Park                                        Second Quarter 1997

===================================================================================================================================
Item      Tenant's Name /         Area (SF)   Lease  Lse Trm    Annual PSF Rent       Expense    Rental Concessions    Effective FSG
                                                             -----------------------           -----------------------
No.       Suite                     Floor     Date    (mos)  Initial     Adjustments   Basis  Free Rent  TI Allowance  Rent ($/PSF)
-----------------------------------------------------------------------------------------------------------------------------------
L-1  State of California            13,586   7/11/97   95    $20.96         Flat        FSG     None     $17.21/RSF     $20.96
     Suite 200                    2nd Floor
------------------------------------------------------------------------------------------------------------------------------------
L-2  Avant Garde Communications     2,663     7/1/97   21    $17.40         Flat        FSG     None        None        $17.40
     Suite 410                    4th Floor
------------------------------------------------------------------------------------------------------------------------------------
L-3  Charter Enterprises            1,478     4/1/97   36    $17.40         Flat        FSG     None       $2/RSF       $17.40
     Suite 212                    2nd Floor
------------------------------------------------------------------------------------------------------------------------------------
L-4  Luoliang Co. Ltd.              1,622     3/1/97   36    $17.40         Flat        FSG     None      $0.50/RSF     $17.40
     Suite 306                    3rd Floor
------------------------------------------------------------------------------------------------------------------------------------
L-5  Auto Insurance Specialist     13,469     3/1/97   60    $18.60         Flat        FSG     None        N/AV        $18.60
     Suite 105                    1st Floor
------------------------------------------------------------------------------------------------------------------------------------
L-6  Equitable Life Assurance       1,650     1/1/97   42    $17.27   01/01/99: $17.88  FSG     None        None        $17.59
     Suite 140                    1st Floor                           01/01/00: $18.18
------------------------------------------------------------------------------------------------------------------------------------
L-7  San Valen, Inc.                1,205     1/1/97   24    $15.00         Flat        FSG     None       $3/RSF       $15.00
     Suite l0l                    lst Floor
------------------------------------------------------------------------------------------------------------------------------------
L-8  Jane J. Lee, CPA                765      1/1/97   36    $17.40         Flat        FSG   4 Months    $2.98/RSF     $15.48
     Suite 308                    3rd Floor
====================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE LEASES
L.A. Corporate Center o 901 Corporate Center
Drive o Monterey Park                                        Second Quarter 1997

===================================================================================================================================
Item                              Area(SF)  Lease Lse Trm      Annual PSF Rent        Expense    Rental Concessions    Effective FSG
                                                           ----------------------             -----------------------
 No.   Building/Location          Floor      Date  (mos)   Initial    Adjustments      Basis  Free Rent  TI Allowance  Rent ($/PSF)
-----------------------------------------------------------------------------------------------------------------------------------
L-1   Alltel Communications        20,000   2nd Qtr  36    $19.80        Flat            FSG     None        None         $19.80
      Puente Hills Business Park  Unocal SL  1997
      17870-890 Castleton Street
      City of Industry, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-2   Wells Fargo Bank             12,000   2nd Qtr  60    $22.20        Flat            FSG     None       $18.00        $22.20
      The Lakes                    Ground    1997                                                          For BTS
      1050 East Garvey Avenue                                                                             Cost=$21.00
      West Covina, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-3   Mortgage Capital Resource     6,000   2nd Qtr  36    $19.20        Flat            FSG     None        $10.00       $19.20
      Kajima Building                        1997
      901 Corporate Center Drive
      Monterey Park, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-4   CashFlex                      20,000  1st Qtr  60    $16.20        Flat            FSG     None        $10.00       $16.20
      R&A Fed. Credit Union Bldg.             1996
      Corporate Center Drive
      Monterey Park, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-5   POPA                          21,000  1st Qtr  36    $17.40        Flat            FSG     None        $10.00       $17.40
      Yuancon Building                        1996
      Corporate Center Dnve
      Monterey Park, CA

===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE SALES
L.A. Corporate Center o 901 Corporate Center Drive o Monterey Park

===================================================================================================================================
Item       Property Name        Date of     Year        No. of        Total       Occ.@            Sales Price          Overall Cap.
                                                                                              ---------------------
No.        & Location            Sale       Built       Stories       NRSF         Sale          Total        PSF        Rate (OAR)
-----------------------------------------------------------------------------------------------------------------------------------
I-1  790 East Colorado Building  Escrow    1981            9        130,610        98.0%      $19,500,000    $149.30        8.1%
     790 East Colorado          to Close
     Pasadena, CA              (Sept '97)

-----------------------------------------------------------------------------------------------------------------------------------
I-2  Bradley Street Buildings    May-97    1983            2        180,000        76.1%      $14,200,000     $78.89       10.4%
     2900-2947 Bradley Street
     Pasadena, CA

-----------------------------------------------------------------------------------------------------------------------------------
I-3  Pasadena Financial Center   Apr-97    1983            9        146,903       100.0%      $26,400,000    $179.71       9.25%
     35 N. Lake Avenue
     Pasadena, CA

-----------------------------------------------------------------------------------------------------------------------------------
I-4  Pasadena Towers             Dec-95    1989            9        431,588        85.0%      $80,000,000    $185.36       9.25%
     800 E. Colorado Blvd.
     Pasadena, CA

===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

L.A. Corporate Center  o  901 Corporate Center Drive  o  Monterey Park
CONCLUSIONS
Market Rent  o  Expense  o  Tenant Improvements & Leasing Commissions

================================================================================
                                                     Annual PSF
                                                 Low          High
--------------------------------------------------------------------------------
Market Rent (Full Service Gross)                $18.60       $19.80

Expenses
  Utilities                                     $1.80        $1.80
  Cleaning                                      $1.00        $1.00
  Repairs & Maintenance                         $1.20        $1.20
  Administration                                $0.70        $0.70
  General Building                              $1.00        $1.00
  Insurance                                     $0.50        $0.50
  Other                                         $0.00        $0.00
  Management Fee                                $0.50        $0.50
--------------------------------------------------------------------------------
Sub-Total Expenses                              $6.70        $6.70
--------------------------------------------------------------------------------

  Property Taxes                                $1.16        $1.16
  Parking                                       $0.00        $0.00

--------------------------------------------------------------------------------
Total Operating Expenses                        $7.86        $7.86
--------------------------------------------------------------------------------

Typical Lease Term:         3 to 5 years
--------------------------------------------------------------------------------

      Tenant Improvements
        New                        $10.00        $15.00
        Renew                       $0.00         $5.00

      Leasing Commissions
        New                         6.0%           6.0%
        Renew                       3.0%           3.0%

      Estimated Absorption of Vacancy         24 months

--------------------------------------------------------------------------------

              Weighted Avg Contract Rent:       $21.49 Annual PSF *

                  Market Rent is generally below contract rent

================================================================================

                                              * - Per the Rent Roll dated Jun-97

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                425 West Broadway
                              Glendale, California
                           71,589 Rentable Square Feet
                                Los Angeles North
                                   Tri-Cities

Exhibits

      1)          Demographic Profile

      2)          Building Permit Activity - Residential and Non-Residential

      3)          Historical Employment and Unemployment Trends

      4)          June, 1997 Rent Roll

      5)          Summary of Recent Leases in Property

      6)          Summary of Comparable Leases in Market

      7)          Summary of Comparable Office Building Market Activity/Sales

      8)          Summary of Property-Specific Conclusions

            a)    Market Rents and Tenant Improvements (Range)

            b)    Market Rent Versus Current Contract Rents

            c)    Estimated Expense Conclusions

            d)    Leasing Commission Expense

================================================================================


                                       59
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------


                                                                                                          425 West Broadway
                                                                                                        DEMOGRAPHIC PROFILE
As of August, 1997                                                                                     Glendale, California
===========================================================================================================================
                                              1-mile             3-mile            5-mile         City of        County of
Characteristic                            Trade Area         Trade Area          Trade Area      Glendale       Los Angeles
===========================================================================================================================
---------------------------------------------------------------------------------------------------------------------------
Population
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                            54,853            238,753           633,009         208,382         9,555,105
   1997 Estimate                              49,730            225,192           612,196         196,168         9,210.790
   1990 Census                                44,581            208,863           589,208         180,038         8,863,164
   1980 Census                                30,844            163,018           485,404         139,117         7,477,507
 % Increase 1980-1990                          44.5%              28.1%             21.4%           29.4%             18.5%
 % Increase 1997-2002                          10.3%               6.0%              3.4%            6.2%              3.7%
---------------------------------------------------------------------------------------------------------------------------
Households
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                            20,586             89,582           235,713          79,056         3,331,065
   1997 Estimate                              19,130             84,710           227,072          74,226         3,171,862
   1990 Census                                17.410             79,601           217,404          68,577         2,989,552
   1980 Census                                14,530             70,409           201,893          59,316         2,730,469
 % Increase 1980-1990                          19.8%              13.1%              7.7%           15.6%              9.5%
 % Increase 1997-2002                           7.6%               5.8%              3.8%            6.5%              5.0%
---------------------------------------------------------------------------------------------------------------------------
Average Household Size
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                              2.66               2.67              2.69            2.64              2.87
   1997 Estimate                                2.60               2.66              2.70            2.64              2.90
   1990 Census                                  2.56               2.62              2.71            2.63              2.96
   1980 Census                                  2.12               2.32              2.40            2.35              2.74
---------------------------------------------------------------------------------------------------------------------------
Household Income
---------------------------------------------------------------------------------------------------------------------------
   Average                                   $50,429            $64,796           $64,764         $69,567           $69,131
   Median                                    $34,175            $41,669           $40,128         $44,784           $45,064
   Per Capital Income                        $19,729            $24,671           $24,290         $26,655           $24,172
---------------------------------------------------------------------------------------------------------------------------
Households by Income
---------------------------------------------------------------------------------------------------------------------------
1997 Estimated Population                     19,130             84,710           227,072          74,226         3,171,862
   $150,000 or more                             3.3%               6.7%              7.0%            7.7%              7.6%
   $100,000 to $149,999                         5.7%               7.5%              7.3%            8.6%              8.0%
   $ 75,000 to $ 99,999                         7.1%               9.1%              8.6%            9.9%             10.0%
   $ 50,000 to $ 74,999                        16.9%              18.3%             17.3%           18.9%             19.6%
   $ 35,000 to $ 49,999                        15.7%              15.2%             14.9%           14.4%             14.9%
   $ 25,000 to $ 34,999                        15.4%              13.1%             13.0%           12.4%             11.9%
   $ 15,000 to $ 24,999                        14.0%              12.6%             13.8%           11.7%             12.0%
   $  5,000 to $ 14,999                        16.3%              13.3%             14.3%           12.4%             12.6%
   Under $5,000                                 5.5%               4.2%              3.8%            4.1%              3.5%
---------------------------------------------------------------------------------------------------------------------------
Occupied Units                                17,140             79,601           217,404          68,577         2,989,552
---------------------------------------------------------------------------------------------------------------------------
    Owner Occupied                             19.4%              34.1%             34.9%           38.9%             48.2%
    Renter Occupied                            80.6%              65.9%             65.1%           61.1%             51.8%
1990 Avg. Persons per HH                        2.52               2.59              2.67            2.59              2.91
---------------------------------------------------------------------------------------------------------------------------
Education
---------------------------------------------------------------------------------------------------------------------------
   Bachelor Degree Only                        16.0%              18.1%             16.8%           19.1%             14.5%
   Graduate Degree                              6.6%               5.5%              8.1%            9.5%              7.8%
===========================================================================================================================
Source:  Equifax National Decision Systems

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     --------------------------
                                                     VALUATION ADVISORY SERVICE
                                                     --------------------------

Residential Construction Activity - Permits Issued & Valuation
New single family, multi-family, and residential alterations & additions

===================================================================================================================================

City Name                              1990          1991          1992          1993          1994          1995          1996
-----------------------------------------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Units                                  120            62            26            39             6            40            14
   Dollar Volume ($1,000s)           63,536.4      49,963.1      32,712.9      28,622.6      15,521.5      41,262.6      30,170.7
-----------------------------------------------------------------------------------------------------------------------------------
BURBANK
   Units                                   43            28           165           174           163            26           262
   Dollar Volume ($1,000s)           24,699.4      20,386.1      31,922.1      21,951.6      30,370.2      15,449.5      22,588.7
-----------------------------------------------------------------------------------------------------------------------------------
CULVER CITY
   Units                                   48            77             6             3             1             3            51
   Dollar Volume ($1,000s)           11,178.4      17,784.8       4,242.5       4,738.8       3,382.0       2,905.3      10,976.0
-----------------------------------------------------------------------------------------------------------------------------------
GLENDALE
   Units                                  515           221            71           234           109            54            75
   Dollar Volume ($1,000s)           69,535.3      40,366.5      28,380.3      43,214.8      25,605.2      20,222.0      21,316.1
-----------------------------------------------------------------------------------------------------------------------------------
LONG BEACH
   Units                                1,269           627            93            24            82           147            77
   Dollar Volume ($1,000s)          198,662.0     122,529.8      52,394.8      37,136.9      41,563.3      49,500.1      41,028.7
-----------------------------------------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Units                               11,826         5,815         2,627         2,063         2,429         2,637         2,173
   Dollar Volume ($1,000s)        1,883,843.7   1,224,612.2     845,929.3     658,854.2     962,560.1     953,356.4     769,427.1
-----------------------------------------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                                  142            35           100            55            11            42            84
   Dollar Volume ($1,000s)           14,913.9      11,049.2      22,826.5      14,329.4       5,401.3      12,507.2       9,994.7
-----------------------------------------------------------------------------------------------------------------------------------
NORWALK
   Units                                   80           202            37             9            26            58            19
   Dollar Volume ($1,000s)           13,821.8      21,176.5       9,948.0       5,761.2       6,553.3      10,655.5       6,646.0
-----------------------------------------------------------------------------------------------------------------------------------
PASADENA
   Units                                  240           110           426            91           131           171            30
   Dollar Volume ($1,000s)           42,012.8      37,234.4      49,180.2      25,591.6      23,559.5      27,930.1      17,931.8
-----------------------------------------------------------------------------------------------------------------------------------
SANTA MONICA
   Units                                  308           339           218           122            39            66           195
   Dollar Volume ($1,000s)           60,622.3      52,659.6      36,190.6      27,305.5      23,006.2      36,143.2      36,377.4
-----------------------------------------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                                   14             2             3             1             1            34             4
   Dollar Volume ($1,000s)            6,372.2       3,038.1       2,781.3       2,436.3       1,908.7       9,940.8       2,983.6

===================================================================================================================================

TOTAL TRADE AREA
   Units                               14,605         7,518         3,772         2,815         2,998         3,278         2,984
     % of L.A. County                   58.3%         46.4%         34.0%         38.8%         39.3%         39.0%         34.7%
   Dollar Volume ($1,000s)           78,021.4      57,419.1      36,458.9      31,398.6      18,513.5      44,500.6      33,140.7
     % of L.A. County                    1.9%          1.8%          1.4%          1.6%          0.9%          2.0%          1.6%

===================================================================================================================================

LOS ANGELES COUNTY
   Units                               25,045        16,195        11,097         7,259         7,621         8,405         8,590
   Dollar Volume ($1,000s)        4,155,565.2   3,197,540.0   2,600,387.2   1,910,098.4   2,154,472.9   2,256,613.3   2,091,965.1

===================================================================================================================================

==========================================================================
                                 Apr. (4 months )   5-year        7-year
City Name                               1997       Average +     Average ^
--------------------------------------------------------------------------
BEVERLY HILLS
   Units                                     3            25            44
   Dollar Volume ($1,000s)             5,390.9      29,658.1      37,398.5
--------------------------------------------------------------------------
BURBANK
   Units                                     2           158           123
   Dollar Volume ($1,000s)             4,280.2      24,456.4      23,909.7
--------------------------------------------------------------------------
CULVER CITY
   Units                                     2            13            27
   Dollar Volume ($1,000s)               994.3       5,248.9       7,886.8
--------------------------------------------------------------------------
GLENDALE
   Units                                    14           109           183
   Dollar Volume ($1,000s)             4,473.3      27,747.7      35,520.0
--------------------------------------------------------------------------
LONG BEACH
   Units                                    18            85           331
   Dollar Volume ($1,000s)            11,570.0      44,324.8      77,545.1
--------------------------------------------------------------------------
LOS ANGELES CITY
   Units                                   733         2,386         4,224
   Dollar Volume ($1,000s)           243,914.6     838,025.4   1,042,654.7
--------------------------------------------------------------------------
MONTEREY PARK
   Units                                    10            58            67
   Dollar Volume ($1,000s)             2,531.6      13,011.8      13,003.2
--------------------------------------------------------------------------
NORWALK
   Units                                     3            30            62
   Dollar Volume ($1,000s)             1,655.3       7,912.8      10,651.8
--------------------------------------------------------------------------
PASADENA
   Units                                    87           170           171
   Dollar Volume ($1,000s)            16,357.7      28,838.6      31,920.1
--------------------------------------------------------------------------
SANTA MONICA
   Units                                    25           128           184
   Dollar Volume ($1,000s)             9,621.4      31,804.6      38,900.7
--------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                                     -             9             8
   Dollar Volume ($1,000s)               606.0       4,010.1       4,208.7

==========================================================================

TOTAL TRADE AREA
   Units                                   897         3,169         5,424
     % of L.A. County                    32.4%         36.9%         45.1%
   Dollar Volume ($1,000s)             6,284.9      32,802.5      42,779.0
     % of L.A. County                     0.9%          1.5%          1.6%

==========================================================================

LOS ANGELES COUNTY
   Units                                 2,772         8,594        12,030
   Dollar Volume ($1,000s)           725,231.6   2,202,707.4   2,623,806.0

==========================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Non-Residential Construction Activity - Permits Issued & Valuation
New commercial, industrial, other, and non-residential alterations & additions

====================================================================================================
City Name                        1990          1991          1992         1993           1994
----------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Dollar Volume ($1,000s)       30,284.7      32,673.9      71,681.4     112,129.9      55,809.7
    % Change                           --           7.9%        119.4%         56.4%        -50.2%
----------------------------------------------------------------------------------------------------
BURBANK
   Dollar Volume ($1,000s)      127,622.4      68,951.8      36,459.1     132,212.0      73,459.9
    % Change                           --         -46.0%        -47.1%        262.6%        -44.4%
----------------------------------------------------------------------------------------------------
CULVER CITY
   Dollar Volume ($1,000s)       12,736.9      30,764.7      25,824.0      16,512.9      29,418.8
    % Change                           --         141.5%        -16.1%        -36.1%          7.2%
----------------------------------------------------------------------------------------------------
GLENDALE
   Dollar Volume ($1,000s)      158,610.0      63,317.6      58,840.5      46,640.2      41,908.7
    % Change                           --         -60.l%         -7.1%        -20.7%        -10.1%
----------------------------------------------------------------------------------------------------
LONG BEACH
   Dollar Volume ($1,000s)      113,394.8      65,859.8      54,709.3      66,678.8      46,979.9
    % Change                           --         -41.9%        -16.9%         21.9%        -29.5%
----------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Dollar Volume ($1,000s)    1,580,738.8   1,241,390.3     847,187.7     900,571.6   1,210,075.6
    % Change                           --         -21.5%        -31.8%          6.3%         34.4%
----------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                         15,929.6      28,452.4      20,932.6       9,089.2       8,068.1
   Dollar Volume ($1,000s)             --          78.6%        -26.4%        -56.6%        -11.2%
----------------------------------------------------------------------------------------------------
NORWALK
   Units                         10,450.8       1,154.7       1,620.9       4,283.5       4,265.0
   Dollar Volume ($1,000s)             --         -89.0%        -40.4%        164.3%         -0.4%
----------------------------------------------------------------------------------------------------
PASADENA
   Dollar Volume ($1,000s)       57,784.2      63,283.9      37,409.5      43,560.4      37,056.7
    % Change                           --           9.5%        -40.9%         16.4%        -14.9%
----------------------------------------------------------------------------------------------------
SANTA MONICA
   Dollar Volume ($1,000s)      123,070.4      80,562.8      43,188.0      24,499.2      25,396.3
    % Change                           --         -34.5%        -46.4%        -43.3%          3.7%
----------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                          7,941.1       4,750.9       5,889.4       9,721.3       4,089.3
   Dollar Volume ($1,000s)             --         -40.2%         24.0%         65.1%        -57.9%
====================================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)    2,238,563.7   1,681,162.8   1,203,742.4   1,365,899.0   l,536,526.0
    % of L.A. County                 58.4%         61.4%         56.4%         62.8%         67.0%
    % Change                           --         -24.9%        -28.4%         13.5%         12.5%
====================================================================================================
LOS ANGELES COUNTY
   Dollar Volume ($1,000s)    3,831,079.4   2,739,595.5   2,135,069.9   2,176,509.5   2,292,921.0
     % Change                          --         -28.5%        -22.1%          1.9%          5.3%
====================================================================================================

====================================================================================================
                                                         Apr.(4 months)      5-year         7-year
City Name                        1995          1996           1997           Average+       Average^
----------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Dollar Volume ($1,000s)       43,042.1      53,540.6      24,792.5        67,241          52,994
    % Change                        -22.9%         24.4%           --            --              --
----------------------------------------------------------------------------------------------------
BURBANK
   Dollar Volume ($1,000s)      109,051.1     133,693.0      23,857.8      96,975.0        97,349.9
    % Change                         48.4%         22.6%           --            --              --
----------------------------------------------------------------------------------------------------
CULVER CITY
   Dollar Volume ($1,000s)       20,756.5      19,146.7       4,918.2        22,332          20,010
    % Change                        -29.4%         -7.8%           --            --              --
----------------------------------------------------------------------------------------------------
GLENDALE
   Dollar Volume ($1,000s)       48,571.4      65,364.0      63,150.6      52,264.6        69,035.8
    % Change                         15.9%         34.6%           --            --              --
----------------------------------------------------------------------------------------------------
LONG BEACH
   Dollar Volume ($1,000s)       50,773.0     102,203.0      14,790.9        64,269          64,424
    % Change                          8.1%        101.3%           --            --              --
----------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Dollar Volume ($1,000s)      903,610.9     791,719.8     251,424.3       930,633         965,840
    % Change                        -25.3%        -12.4%           --            --              --
----------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                          3,792.7       6,856.6       1,093.7       9,747.8        13,303.0
   Dollar Volume ($1,000s)          -53.0%         60.8%           --          (0.1)            0.0
----------------------------------------------------------------------------------------------------
NORWALK
   Units                          7,482.5       3,980.2       7,524.6       4,326.4         4,748.2
   Dollar Volume ($1,000s)           75.4%        -46.8%           --           0.5             O.2
----------------------------------------------------------------------------------------------------
PASADENA
   Dollar Volume ($1,000s)       33,838.0      32,528.0      12,749.2      36,878.5        43,637.2
    % Change                         -8.7%         -3.9%           --            --              --
----------------------------------------------------------------------------------------------------
SANTA MONICA
   Dollar Volume ($1,000s)       41,184.6      33,100.3      12,737.6        33,474          47,967
    % Change                         62.2%        -19.6%           --            --              --
----------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                          1,200.7       6,971.6         970.0       5,574.5         5,794.9
   Dollar Volume ($1,000s)          -70.6%        480.6%           --           0.9             0.7
====================================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)    1,283,303.5   1,249,103.8     418,009.4   1,323,714.9     1,505,471.6
    % of L.A. County                 63.4%         59.3%         60.5%         61.8%           61.0%
    % Change                        -17.8%         -1.1%           --            --              --
====================================================================================================
LOS ANGELES COUNTY
   Dollar Volume ($1,000s)    1,993,022.7   2,105,856.8     690,408.3   2,140,676.0     2,467,722.1
    % Change                        -13.1%          5.7%           --            --              --
====================================================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Southern California
EMPLOYMENT & UNEMPLOYMENT TRENDS

========================================================================================
Name                        1992        1993          1994        1995          1996
----------------------------------------------------------------------------------------
STATE OF CALIFORNIA
    Labor Force           15,404,255   15,359,518   15,449,963   15,427,261   15,596,139
    Employment            13,973,304   13,918,275   14,122,088   14,216,727   14,469,924
    Unemployment           1,430,951    1,441,243    1,327,875    1,210,534    1,126,215
    Unemployment Rate           9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
LOS ANGELES COUNTY
    Labor Force            4,503,804    4,404,104    4,366,207    4,359,656    4,415,428
    Employment             4,062,416    3,970,748    3,957,037    4,016,191    4,052,561
    Unemployment             441,388      433,356      409,170      343,465      362,867
    Unemployment Rate           9.8%         9.8%         9.4%         7.9%         8.2%
----------------------------------------------------------------------------------------
GLENDALE
    Labor Force               92,773       90,718       89,963       89,910       91,041
    Employment                84,182       82,283       81,999       83,225       83,978
    Unemployment               8,591        8,435        7,964        6,685        7,063
    Unemployment Rate           9.3%         9.3%         8.9%         7.4%         7.8%
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
    UNEMPLOYMENT RATE           1992         1993         1994         1995         1996
----------------------------------------------------------------------------------------
    STATE OF CALIFORNIA         9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
    LOS ANGELES COUNTY          9.8%         9.8%         9.4%         7.9%         8.2%
    GLENDALE                    9.3%         9.3%         8.9%         7.4%         7.8%

        Source: U.S. Bureau of Labor Statistics / Local Area Unemployment
----------------------------------------------------------------------------------------

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                425 WEST BROADWAY
                         RENT ROLL - AS OF JUNE 30,1997

------------------------------------------------------------------------------------------------------
                                                         %      LEASE     LEASE          BASE RENT
Suite #   TENANT NAME                         Sq. Ft.  OCC'D  START DATE END DATE     CURR YR    PSF.
------------------------------------------------------------------------------------------------------

100     Anixter, Inc.                          3,710    5.2%   07/01/94  06/30/99     $69,006  $18.60
-----------------------------------------------------------------------------------------------------

105     Chicago Title Company                  4,236    5.9%   12/26/95  12/31/98     $76,756  $18.12
-----------------------------------------------------------------------------------------------------

110     Raffi Varantian/I. Solak               1,206    1.7%   02/01/97  01/31/98     $26,093  $21.64
-----------------------------------------------------------------------------------------------------

111     Scan Health Plan                       5,026    7.0%   10/01/94  09/30/99     $99,514  $19.80
-----------------------------------------------------------------------------------------------------

112     Westcorp Financial Inc.                2,615    3.7%   09/09/94  09/08/99     $51,777  $19.80
-----------------------------------------------------------------------------------------------------

200     Ewing Batgis                           4,047    5.7%   11/25/92  11/24/97     $72,846  $18.00
-----------------------------------------------------------------------------------------------------

205     Chicago Title                          4,344    6.1%   05/15/96  05/31/01     $78,192  $18.00
-----------------------------------------------------------------------------------------------------

207     Incsco Insurance Services              1,702    2.4%   09/01/96  08/31/97     $33,700  $19.80
-----------------------------------------------------------------------------------------------------

208     Home Care Connection                   1,611    2.3%   06/02/95  06/01/98     $31,125  $19.32
-----------------------------------------------------------------------------------------------------

213     Your Staff, Inc.                       2,337    3.3%   06/02/95  06/01/98     $47,675  $20.40
-----------------------------------------------------------------------------------------------------

220     A. Clifton Hodges Norman FT            4,308    6.0%   07/24/95  07/31/00     $90,468  $21.00
-----------------------------------------------------------------------------------------------------

300     Cal Community News Co                 18,189   25.4%   08/01/94  07/31/99    $353,594  $19.44
-----------------------------------------------------------------------------------------------------

400     Transportation Insurance Brokers, In  14,075   19.7%   05/01/93  04/30/98    $278,685  $19.80
-----------------------------------------------------------------------------------------------------

420     Alex A Venneri                         2,436    3.4%   07/25/93  07/31/98     $45,017  $18.48
-----------------------------------------------------------------------------------------------------

        Vacant Sq Ft                           1,747    2.4%                          $37,561  $21.50
-----------------------------------------------------------------------------------------------------

        Total NRA                             71,589  100.0%                       $1,392,008  $19.44
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
                                                Marked to Market     RENT STEPS & OPTIONS
Suite #   TENANT NAME                           CURR. YR.    PSF. (INCLUDING ESCALATION SCHEDULE)
-----------------------------------------------------------------------------------------------------
                                                                  Cost Recovery Esc. - 2,145
100     Anixter, Inc.                            $69,006  $18.60  Tenant Parking - 3,432
---------------------------------------------------------------------------------------------------

105     Chicago Title Company                    $76,756  $18.12  Tenant Parking - 4,620
---------------------------------------------------------------------------------------------------

110     Raffi Varantian/I. Solak                 $25,929  $21.50  Tenant Parking - $2,160/yr
---------------------------------------------------------------------------------------------------
                                                                  Cost Recovery Esc. - 2907
111     Scan Health Plan                         $99,514  $19.80  Tenant Parking - 6,300
---------------------------------------------------------------------------------------------------
                                                                  Cost Recovery Esc. - 1,511
112     Westcorp Financial Inc.                  $51,717  $19.80  Tenant Parking - 3,360
---------------------------------------------------------------------------------------------------
                                                                  Cost Recovery Esc. - 1,800
200     Ewing Batgis                             $72,846  $18.00  Tenant Parking - 5,040
---------------------------------------------------------------------------------------------------
                                                                  Rent Increase 10/15/98 - 19.20/sf
205     Chicago Title                            $78,192  $18.00  Tenant Parking - 5,040
---------------------------------------------------------------------------------------------------
                                                                  Cost Recovery Esc. 1,218
207     Incsco Insurance Services                $33,700  $19.80  Tenant Parking - 2,100
---------------------------------------------------------------------------------------------------
                                                                  Cost Recovery Esc. - 610
208     Home Care Connection                     $31,125  $19.32  Tenant Parking - 1,500
---------------------------------------------------------------------------------------------------
                                                                  Cost Recovery Esc. - 884
213     Your Staff, Inc.                         $47,675  $20.40  Tenant Parking - 2,100
---------------------------------------------------------------------------------------------------
                                                                  Cost Recovery Esc. 3,075
220     A. Clifton Hodges Norman FT              $90,468  $21.00  Tenant Parking - 5,460
---------------------------------------------------------------------------------------------------
                                                                  Cost Recovery Esc. 10,513
300     Cal Community News Co                   $353,594  $19.44  Tenant Parking - 2,520
---------------------------------------------------------------------------------------------------
                                                                  Cost Recovery Esc. 10,059
400     Transportation Insurance Brokers, In    $278,685  $19.80  Tenant Parking - 22,680
---------------------------------------------------------------------------------------------------
                                                                  Cost Recovery Esc. 1,741
420     Alex A Venneri                           $45,017  $18.48  Tenant Parking 2,100
---------------------------------------------------------------------------------------------------

        Vacant Sq Ft                             $37,561  $21.50  (1)
---------------------------------------------------------------------------------------------------

        Total NRA                             $1,391,844  $19.44
---------------------------------------------------------------------------------------------------

Notes:

Retail tenants indicated in italics.

Shaded cells indicate rents marked to market.

(1) Market rent estimate supported by Cushman & Wakefield market study. Most recent leasing activity was in may 1996 to a credit tenant (i.e., Chicago Title). Recent market improvements support a relatively higher market rent estimate.

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                   [GRAPHIC OMITTED]

                                      [STREET MAP]

425 W. BROADWAY: 425 W Broadway, Glendale, 91204, Page & Grid 564 D5

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

PEER BUILDING ANALYSIS
425 West Broadway - Glendale                                 Second Quarter 1997

========================================================================================================
                                         Building Information
Item  Building Name /              No. of    Area    Avg. Flr.  Year           Available Space (SF)
No.   Location                     Stories   (SF)    Area (SF)  Built      Floor(s)    Direct   Sublease
--------------------------------------------------------------------------------------------------------
G-1   Galleria Tower                 12     147,000   12,250     1983          5 & 8        0     4,621
      100 W. Broadway                                                         5 & 12   32,639       0
                                                                              ------   ------       -
                                                                                       32,639     4,621
--------------------------------------------------------------------------------------------------------
G-2   Glendale Financial              6     120,778   20,130     1981         Ground    2,172       0
      225 W. Broadway                                                          4 & 6    4,975       0
                                                                               -----    -----       -
                                                                                        7,147       0
--------------------------------------------------------------------------------------------------------
G-3   Glendale Corporate Center       7     112,300   16,043     1985         Ground    2,034       0
      425 E. Colorado Street                                                   4 - 6   25,292       0
                                                                               -----   ------       -
                                                                                       27,328       0
--------------------------------------------------------------------------------------------------------
G-4   Glenoaks Blvd. Bldg. West       3      29,000    9,667     1981         Ground        0       0
      300 W. Glenoaks Blvd.                                                    2 - 3   11,943       0
                                                                               -----   ------       -
                                                                                       11,943       0
--------------------------------------------------------------------------------------------------------
      MARKET TOTALS                  28     409,078   14,610                           79,055     4,621
========================================================================================================

=========================================================================================
                                      Overall         Quoted
Item  Building Name /              Availability     Annual Rent   Lease  Occupancy Ratio
No.   Location                         (SF)         PSF     PSF    Type   Direct  Overall
-----------------------------------------------------------------------------------------
G-1   Galleria Tower                             $18.00  - $19.20  FSG     77.8%   74.7%
      100 W. Broadway                  Total     $24.96  - $24.96  FSG

                                      37,260
-----------------------------------------------------------------------------------------
G-2   Glendale Financial                         $22.20  - $22.20  FSG     94.1%   94.1%
      225 W. Broadway                  Total     $22.20  - $22.20  FSG

                                       7,147
-----------------------------------------------------------------------------------------
G-3   Glendale Corporate Center                  $20.40  - $20.40  FSG     75.7%   75.7%
      425 E. Colorado Street           Total     $20.40  - $20.40  FSG

                                      27,326
-----------------------------------------------------------------------------------------
G-4   Glenoaks Blvd. Bldg. West                      --      - --   --     58.8%   58.8%
      300 W. Glenoaks Blvd.            Total     $21.00  - $21.00  FSG

                                      11,943
-----------------------------------------------------------------------------------------
      MARKET TOTALS                              83,676                    80.7%   79.5%
=========================================================================================

[GRAPHIC OMITTED]

[Bar chart: Office Building Activity Chart, Glendale Area, comparing Occupancy ratio to No. of Stories]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

RECENT LEASES
425 West Broadway o Glendale
                                                             Second Quarter 1997

===================================================================================================================================
Item      Tenant's Name /         Area (SF)   Lease  Lse Trm    Annual PSF Rent       Expense    Rental Concessions    Effective FSG
                                                             -----------------------           -----------------------
No.       Suite                     Floor     Date    (mos)  Initial     Adjustments   Basis  Free Rent  TI Allowance  Rent ($/PSF)
-----------------------------------------------------------------------------------------------------------------------------------
L-1   USA/Lynx                     1,206      2/1/97   12    $21.64         Flat        FSG     None         None          $21.64
      Suite 110
------------------------------------------------------------------------------------------------------------------------------------
L-2   PCP Homecare                 1,747         OFS   36    $20.40    $21.00, $21.60   FSG     None        $10.00         $21.00
      Single remaining vacancy
------------------------------------------------------------------------------------------------------------------------------------
L-3   Chicago Title                4,344     5/15/96   60    $18.00     10/98: $19.20   FSG     None        $10.00         $18.63
      Suite 205
====================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE LEASES
425 West Broadway o Glendale                                 Second Quarter 1997

===================================================================================================================================
Item                            Area (SF)   Lease Lse Trm      Annual PSF Rent        Expense    Rental Concessions    Effective FSG
                                                           ----------------------             -----------------------
 No.   Building/Location          Floor      Date  (mos)   Initial    Adjustments      Basis  Free Rent  TI Allowance  Rent ($/PSF)
-----------------------------------------------------------------------------------------------------------------------------------
L-1  Dietz International          2,980      Apr-96  120    $23.04    Effective Rate    FSG      None       $22.00        $23.04
     Galleria Tower
     100 W. Broadway
     Glendale, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-2  CNA                         24,000      Jul-97  60     $22.30    Effective Rate    FSG      None       $30.00        $22.30
     330 N. Brand Bldg.
     330 N. Brand Blvd.
     Glendale, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-3  Confidential                 6,500      Jul-97  60     $24.60        Flat          FSG      None        $5.00        $24.60
     330 N. Brand Bldg.
     330 N. Brand Blvd.
     Glendale, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-4  Heller Financial Services   10,000       OFS    60     $21.60    Effective Rate    FSG      None         None        $21.60
     505 N. Brand Bldg.            SL
     505 N. Brand Blvd.
     Glendale, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-5  Continental Casualty        23,000      Dec-96  63     $24.60    Effective Rate    FSG      None       $22.00        $24.60
     701 N. Brand Bldg.
     701 N. Brand Blvd.
     Glendale, CA
===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE SALES
425 West Broadway o Glendale                                 Second Quarter 1997

===================================================================================================================================
Item       Property Name          Date of    Year        No. of        Total       Occ.@            Sales Price        Overall Cap.
                                                                                              ---------------------
No.        & Location               Sale     Built       Stories       NRSF        Sale          Total        PSF       Rate (OAR)
-----------------------------------------------------------------------------------------------------------------------------------
I-1  Mckesson Building             Jun-97    1981          3          150,951       97%         $19,200,000    $127.19      8.3%
     3280 E. Foothill Blvd.
     Pasadena

-----------------------------------------------------------------------------------------------------------------------------------
I-2  535 N. Brand Blvd.            Mar-97    1973          11         109,187       50%         $10,300,000     $94.33      N/A
     Glendale

-----------------------------------------------------------------------------------------------------------------------------------
I-3  Burbank Executive Plaza       Nov-96  1978/1983      5,6         142,862       80%         $13,000,000     $91.00      N/A
     333 N. Glenoaks
     & 300 E. Magnolia Blvds
     Burbank

-----------------------------------------------------------------------------------------------------------------------------------
I-4  Glenoaks Plaza                Oct-96    1983          10         175,449       95%         $24,850,000    $141.64     10.5%
     303 N. Glenoaks Blvd.
     Burbank
===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

425 West Broadway  o  Glendale
CONCLUSIONS
Market Rent  o  Expense  o  Tenant Improvements & Leasing Commissions

================================================================================
                                                     Annual PSF
                                                 Low          High
--------------------------------------------------------------------------------
Market Rent (Full Service Gross)                $19.80       $21.00

Expenses
  Utilities                                     $2.65        $2.65
  Cleaning                                      $0.85        $0.85
  Repairs & Maintenance                         $1.00        $1.00
  Administration                                $0.60        $0.60
  General Building                              $1.00        $1.00
  Insurance                                     $0.50        $0.50
  Other                                         $0.00        $0.00
  Management Fee                                $0.50        $0.50
--------------------------------------------------------------------------------
Sub-Total Expenses                              $7.10        $7.10
--------------------------------------------------------------------------------

  Property Taxes                                $0.95        $0.95
  Parking                                       $0.00        $0.00
--------------------------------------------------------------------------------
Total Operating Expenses                        $8.05        $8.05
--------------------------------------------------------------------------------

Typical Lease Term:         3 to 5 years
--------------------------------------------------------------------------------

      Tenant Improvements
        New                         $5.00        $10.00
        Renew                       $0.00         $5.00

      Leasing Commissions
        New                         6.0%           6.0%
        Renew                       3.0%           3.0%

      Estimated Absorption of Vacancy         OFS

--------------------------------------------------------------------------------

              Weighted Avg Contract Rent:       $19.39 Annual PSF *

                  Market Rent is generally above contract rent

================================================================================

                                              * - Per the Rent Roll dated Jun-97

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                               5601 Lindero Canyon
                          Westlake Village, California
                          105,830 Rentable Square Feet
                                Los Angeles North
                                  Conejo Valley

Exhibits

      1)          Demographic Profile

      2)          Building Permit Activity - Residential and Non-Residential

      3)          Historical Employment and Unemployment Trends

      4)          June, 1997 Rent Roll

      5)          Summary of Recent Leases in Property

      6)          Summary of Comparable Leases in Market

      7)          Summary of Comparable Office Building Market Activity/Sales

      8)          Summary of Property-Specific Conclusions

            a)    Market Rents and Tenant Improvements (Range)

            b)    Market Rent Versus Current Contract Rents

            c)    Estimated Expense Conclusions

            d)    Leasing Commission Expense

================================================================================


                                       60
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------


                                                                                                        5601 Lindero Canyon
                                                                                                        DEMOGRAPHIC PROFILE
As of August, 1997                                                                             Westlake Village, California
===========================================================================================================================
                                              1-mile             3-mile            5-mile            City of      County of
Characteristic                            Trade Area         Trade Area        Trade Area    Westlake Village   Los Angeles
===========================================================================================================================
---------------------------------------------------------------------------------------------------------------------------
Population
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                             3,866             51,147           129,757              9,751      9,555,105
   1997 Estimate                               3,338             45,367           118,075              8,900      9,210,790
   1990 Census                                 2,428             35,303            99,532              7,455      8,863,164
   1980 Census                                   237             15,295            64,442              6,163      7,477,507
 % Increase 1980-1990                         923.8%             130.8%             54.5%              21.0%          18.5%
 % Increase 1997-2002                          15.8%              12.7%              9.9%               9.6%           3.7%
---------------------------------------------------------------------------------------------------------------------------
Households
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                             1,496             19,460            49,830              4,207      3,331,065
   1997 Estimate                               1,260             16,252            43,702              3,623      3,171,862
   1990 Census                                   919             11,929            35,338              2,910      2,989,552
   1980 Census                                    68              4,562            20.887              2,118      2,730,469
 % Increase 1980-1990                        1246.6%             161.5%             69.2%              37.3%           9.5%
 % Increase 1997-2002                          18.7%              19.7%             14.0%              16.1%           5.0%
---------------------------------------------------------------------------------------------------------------------------
Average Household Size
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                              2.58               2.63              2.60               2.32           2.87
   1997 Estimate                                2.65               2.79              2.70               2.46           2.90
   1990 Census                                  2.64               2.96              2.82               2.56           2.96
   1980 Census                                  3.47               3.35              3.09               2.91           2.74
---------------------------------------------------------------------------------------------------------------------------
Household Income                                                       .
---------------------------------------------------------------------------------------------------------------------------
   Average                                  $169,618           $129,885          $111,686           $128,199        $69,131
   Median                                   $111,985            $86,343           $75,705            $82,716        $45,064
   Per Capital Income                        $64,138            $46,557           $41,435            $52,281        $24,172
---------------------------------------------------------------------------------------------------------------------------
Households by Income
---------------------------------------------------------------------------------------------------------------------------
1997 Estimated Population                      1,260             16,252            43,702              3,623      3,171,862
   $150,000 or more                            38.3%              22.4%             16.7%              23.8%           7.6%
   $100,000 to $149,999                        15.3%              17.9%             15.9%              14.8%           8.0%
   $ 75,000 to $ 99,999                        10.8%              17.6%             17.9%              16.5%          10.0%
   $ 50,000 to $ 74,999                        17.9%              20.9%             22.9%              15.8%          19.6%
   $ 35,000 to $ 49,999                         8.2%               8.6%             10.2%              10.8%          14.9%
   $ 25,000 to $ 34,999                         3.2%               4.4%              5.6%               6.4%          11.9%
   $ 15,000 to $ 24,999                         3.9%               3.8%              4.9%               5.2%          12.0%
   $  5,000 to $ 14,999                         1.0%               3.2%              4.5%               4.3%          12.6%
   Under $5,000                                 1.4%               1.2%              1.3%               2.4%           3.5%
---------------------------------------------------------------------------------------------------------------------------
Occupied Units                                   919             11,929            35,338              2,910      2,989,552
---------------------------------------------------------------------------------------------------------------------------
    Owner Occupied                             91.4%              85.4%             75.3%              83.4%          48.2%
    Renter Occupied                             8.6%              14.6%             24.7%              16.6%          51.8%
1990 Avg. Persons per HH                        2.64               2.96              2.81              2.56%           2.91
---------------------------------------------------------------------------------------------------------------------------
Education
---------------------------------------------------------------------------------------------------------------------------
   Bachelor Degree Only                        31.9%              28.6%             24.6%              27.3%          14.5%
   Graduate Degree                             20.3%              17.3%             13.9%              16.9%            7.8%
===========================================================================================================================
Source:  Equifax National Decision Systems

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Residential Construction Activity - Permits Issued & Valuation
New single family, multi-family, and residential alterations & additions

===================================================================================================================================

City Name                              1990          1991          1992          1993          1994          1995          1996
-----------------------------------------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Units                                  120            62            26            39             6            40            14
   Dollar Volume ($1,000s)           63,536.4      49,963.1      32,712.9      28,622.6      15,521.5      41,262.6      30,170.7
-----------------------------------------------------------------------------------------------------------------------------------
BURBANK
   Units                                   43            28           165           174           163            26           262
   Dollar Volume ($1,000s)           24,699.4      20,386.1      31,922.1      21,951.6      30,370.2      15,449.5      22,588.7
-----------------------------------------------------------------------------------------------------------------------------------
CULVER CITY
   Units                                   48            77             6             3             1             3            51
   Dollar Volume ($1,000s)           11,178.4      17,784.8       4,242.5       4,738.8       3,382.0       2,905.3      10,976.0
-----------------------------------------------------------------------------------------------------------------------------------
GLENDALE
   Units                                  515           221            71           234           109            54            75
   Dollar Volume ($1,000s)           69,535.3      40,366.5      28,380.3      43,214.8      25,605.2      20,222.0      21,316.1
-----------------------------------------------------------------------------------------------------------------------------------
LONG BEACH
   Units                                1,269           627            93            24            82           147            77
   Dollar Volume ($1,000s)          198,662.0     122,529.8      52,394.8      37,136.9      41,563.3      49,500.1      41,028.7
-----------------------------------------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Units                               11,826         5,815         2,627         2,063         2,429         2,637         2,173
   Dollar Volume ($1,000s)        1,883,843.7   1,224,612.2     845,929.3     658,854.2     962,560.1     953,356.4     769,427.1
-----------------------------------------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                                  142            35           100            55            11            42            84
   Dollar Volume ($1,000s)           14,913.9      11,049.2      22,826.5      14,329.4       5,401.3      12,507.2       9,994.7
-----------------------------------------------------------------------------------------------------------------------------------
NORWALK
   Units                                   80           202            37             9            26            58            19
   Dollar Volume ($1,000s)           13,821.8      21,176.5       9,948.0       5,761.2       6,553.3      10,655.5       6,646.0
-----------------------------------------------------------------------------------------------------------------------------------
PASADENA
   Units                                  240           110           426            91           131           171            30
   Dollar Volume ($1,000s)           42,012.8      37,234.4      49,180.2      25,591.6      23,559.5      27,930.1      17,931.8
-----------------------------------------------------------------------------------------------------------------------------------
SANTA MONICA
   Units                                  308           339           218           122            39            66           195
   Dollar Volume ($1,000s)           60,622.3      52,659.6      36,190.6      27,305.5      23,006.2      36,143.2      36,377.4
-----------------------------------------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                                   14             2             3             1             1            34             4
   Dollar Volume ($1,000s)            6,372.2       3,038.1       2,781.3       2,436.3       1,908.7       9,940.8       2,983.6

===================================================================================================================================

TOTAL TRADE AREA
   Units                               14,605         7,518         3,772         2,815         2,998         3,278         2,984
     % of L.A. County                   58.3%         46.4%         34.0%         38.8%         39.3%         39.0%         34.7%
   Dollar Volume ($1,000s)           78,021.4      57,419.1      36,458.9      31,398.6      18,513.5      44,500.6      33,140.7
     % of L.A. County                    1.9%          1.8%          1.4%          1.6%          0.9%          2.0%          1.6%

===================================================================================================================================

LOS ANGELES COUNTY
   Units                               25,045        16,195        11,097         7,259         7,621         8,405         8,590
   Dollar Volume ($1,000s)        4,155,565.2   3,197,540.0   2,600,387.2   1,910,098.4   2,154,472.9   2,256,613.3   2,091,965.1

===================================================================================================================================

==========================================================================
                                 Apr. (4 months )   5-year        7-year
City Name                               1997       Average +     Average ^
--------------------------------------------------------------------------
BEVERLY HILLS
   Units                                     3            25            44
   Dollar Volume ($1,000s)             5,390.9      29,658.1      37,398.5
--------------------------------------------------------------------------
BURBANK
   Units                                     2           158           123
   Dollar Volume ($1,000s)             4,280.2      24,456.4      23,909.7
--------------------------------------------------------------------------
CULVER CITY
   Units                                     2            13            27
   Dollar Volume ($1,000s)               994.3       5,248.9       7,886.8
--------------------------------------------------------------------------
GLENDALE
   Units                                    14           109           183
   Dollar Volume ($1,000s)             4,473.3      27,747.7      35,520.0
--------------------------------------------------------------------------
LONG BEACH
   Units                                    18            85           331
   Dollar Volume ($1,000s)            11,570.0      44,324.8      77,545.1
--------------------------------------------------------------------------
LOS ANGELES CITY
   Units                                   733         2,386         4,224
   Dollar Volume ($1,000s)           243,914.6     838,025.4   1,042,654.7
--------------------------------------------------------------------------
MONTEREY PARK
   Units                                    10            58            67
   Dollar Volume ($1,000s)             2,531.6      13,011.8      13,003.2
--------------------------------------------------------------------------
NORWALK
   Units                                     3            30            62
   Dollar Volume ($1,000s)             1,655.3       7,912.8      10,651.8
--------------------------------------------------------------------------
PASADENA
   Units                                    87           170           171
   Dollar Volume ($1,000s)            16,357.7      28,838.6      31,920.1
--------------------------------------------------------------------------
SANTA MONICA
   Units                                    25           128           184
   Dollar Volume ($1,000s)             9,621.4      31,804.6      38,900.7
--------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                                     -             9             8
   Dollar Volume ($1,000s)               606.0       4,010.1       4,208.7

==========================================================================

TOTAL TRADE AREA
   Units                                   897         3,169         5,424
     % of L.A. County                    32.4%         36.9%         45.1%
   Dollar Volume ($1,000s)             6,284.9      32,802.5      42,779.0
     % of L.A. County                     0.9%          1.5%          1.6%

==========================================================================

LOS ANGELES COUNTY
   Units                                 2,772         8,594        12,030
   Dollar Volume ($1,000s)           725,231.6   2,202,707.4   2,623,806.0

==========================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Non-Residential Construction Activity - Permits Issued & Valuation
New commercial, industrial, other, and non-residential alterations & additions

====================================================================================================
City Name                        1990          1991          1992         1993           1994
----------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Dollar Volume ($1,000s)       30,284.7      32,673.9      71,681.4     112,129.9      55,809.7
    % Change                           --           7.9%        119.4%         56.4%        -50.2%
----------------------------------------------------------------------------------------------------
BURBANK
   Dollar Volume ($1,000s)      127,622.4      68,951.8      36,459.1     132,212.0      73,459.9
    % Change                           --         -46.0%        -47.1%        262.6%        -44.4%
----------------------------------------------------------------------------------------------------
CULVER CITY
   Dollar Volume ($1,000s)       12,736.9      30,764.7      25,824.0      16,512.9      29,418.8
    % Change                           --         141.5%        -16.1%        -36.1%          7.2%
----------------------------------------------------------------------------------------------------
GLENDALE
   Dollar Volume ($1,000s)      158,610.0      63,317.6      58,840.5      46,640.2      41,908.7
    % Change                           --         -60.l%         -7.1%        -20.7%        -10.1%
----------------------------------------------------------------------------------------------------
LONG BEACH
   Dollar Volume ($1,000s)      113,394.8      65,859.8      54,709.3      66,678.8      46,979.9
    % Change                           --         -41.9%        -16.9%         21.9%        -29.5%
----------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Dollar Volume ($1,000s)    1,580,738.8   1,241,390.3     847,187.7     900,571.6   1,210,075.6
    % Change                           --         -21.5%        -31.8%          6.3%         34.4%
----------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                         15,929.6      28,452.4      20,932.6       9,089.2       8,068.1
   Dollar Volume ($1,000s)             --          78.6%        -26.4%        -56.6%        -11.2%
----------------------------------------------------------------------------------------------------
NORWALK
   Units                         10,450.8       1,154.7       1,620.9       4,283.5       4,265.0
   Dollar Volume ($1,000s)             --         -89.0%        -40.4%        164.3%         -0.4%
----------------------------------------------------------------------------------------------------
PASADENA
   Dollar Volume ($1,000s)       57,784.2      63,283.9      37,409.5      43,560.4      37,056.7
    % Change                           --           9.5%        -40.9%         16.4%        -14.9%
----------------------------------------------------------------------------------------------------
SANTA MONICA
   Dollar Volume ($1,000s)      123,070.4      80,562.8      43,188.0      24,499.2      25,396.3
    % Change                           --         -34.5%        -46.4%        -43.3%          3.7%
----------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                          7,941.1       4,750.9       5,889.4       9,721.3       4,089.3
   Dollar Volume ($1,000s)             --         -40.2%         24.0%         65.1%        -57.9%
====================================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)    2,238,563.7   1,681,162.8   1,203,742.4   1,365,899.0   l,536,526.0
    % of L.A. County                 58.4%         61.4%         56.4%         62.8%         67.0%
    % Change                           --         -24.9%        -28.4%         13.5%         12.5%
====================================================================================================
LOS ANGELES COUNTY
   Dollar Volume ($1,000s)    3,831,079.4   2,739,595.5   2,135,069.9   2,176,509.5   2,292,921.0
     % Change                          --         -28.5%        -22.1%          1.9%          5.3%
====================================================================================================

====================================================================================================
                                                         Apr.(4 months)      5-year         7-year
City Name                        1995          1996           1997           Average+       Average^
----------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Dollar Volume ($1,000s)       43,042.1      53,540.6      24,792.5        67,241          52,994
    % Change                        -22.9%         24.4%           --            --              --
----------------------------------------------------------------------------------------------------
BURBANK
   Dollar Volume ($1,000s)      109,051.1     133,693.0      23,857.8      96,975.0        97,349.9
    % Change                         48.4%         22.6%           --            --              --
----------------------------------------------------------------------------------------------------
CULVER CITY
   Dollar Volume ($1,000s)       20,756.5      19,146.7       4,918.2        22,332          20,010
    % Change                        -29.4%         -7.8%           --            --              --
----------------------------------------------------------------------------------------------------
GLENDALE
   Dollar Volume ($1,000s)       48,571.4      65,364.0      63,150.6      52,264.6        69,035.8
    % Change                         15.9%         34.6%           --            --              --
----------------------------------------------------------------------------------------------------
LONG BEACH
   Dollar Volume ($1,000s)       50,773.0     102,203.0      14,790.9        64,269          64,424
    % Change                          8.1%        101.3%           --            --              --
----------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Dollar Volume ($1,000s)      903,610.9     791,719.8     251,424.3       930,633         965,840
    % Change                        -25.3%        -12.4%           --            --              --
----------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                          3,792.7       6,856.6       1,093.7       9,747.8        13,303.0
   Dollar Volume ($1,000s)          -53.0%         60.8%           --          (0.1)            0.0
----------------------------------------------------------------------------------------------------
NORWALK
   Units                          7,482.5       3,980.2       7,524.6       4,326.4         4,748.2
   Dollar Volume ($1,000s)           75.4%        -46.8%           --           0.5             O.2
----------------------------------------------------------------------------------------------------
PASADENA
   Dollar Volume ($1,000s)       33,838.0      32,528.0      12,749.2      36,878.5        43,637.2
    % Change                         -8.7%         -3.9%           --            --              --
----------------------------------------------------------------------------------------------------
SANTA MONICA
   Dollar Volume ($1,000s)       41,184.6      33,100.3      12,737.6        33,474          47,967
    % Change                         62.2%        -19.6%           --            --              --
----------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                          1,200.7       6,971.6         970.0       5,574.5         5,794.9
   Dollar Volume ($1,000s)          -70.6%        480.6%           --           0.9             0.7
====================================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)    1,283,303.5   1,249,103.8     418,009.4   1,323,714.9     1,505,471.6
    % of L.A. County                 63.4%         59.3%         60.5%         61.8%           61.0%
    % Change                        -17.8%         -1.1%           --            --              --
====================================================================================================
LOS ANGELES COUNTY
   Dollar Volume ($1,000s)    1,993,022.7   2,105,856.8     690,408.3   2,140,676.0     2,467,722.1
    % Change                        -13.1%          5.7%           --            --              --
====================================================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Southern California
EMPLOYMENT & UNEMPLOYMENT TRENDS

========================================================================================
Name                        1992        1993          1994        1995          1996
----------------------------------------------------------------------------------------
STATE OF CALIFORNIA
    Labor Force           15,404,255   15,359,518   15,449,963   15,427,261   15,596,139
    Employment            13,973,304   13,918,275   14,122,088   14,216,727   14,469,924
    Unemployment           1,430,951    1,441,243    1,327,875    1,210,534    1,126,215
    Unemployment Rate           9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
LOS ANGELES COUNTY
    Labor Force            4,503,804    4,404,104    4,366,207    4,359,656    4,415,428
    Employment             4,062,416    3,970,748    3,957,037    4,016,191    4,052,561
    Unemployment             441,388      433,356      409,170      343,465      362,867
    Unemployment Rate           9.8%         9.8%         9.4%         7.9%         8.2%
----------------------------------------------------------------------------------------
LOS ANGELES CITY
    Labor Force            1,815,313    1,775,228    1,768,612    1,760,755    1,775,638
    Employment             1,614,309    1,577,882    1,581,236    1,603,594    1,610,392
    Unemployment             201,004      197,346      187,376      157,161      165,246
    Unemployment Rate          11.1%        11.1%        10.6%         8.9%         9.3%
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
    UNEMPLOYMENT RATE           1992         1993         1994         1995         1996
----------------------------------------------------------------------------------------
    STATE OF CALIFORNIA         9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
    LOS ANGELES COUNTY          9.8%         9.8%         9.4%         7.9%         8.2%
    LOS ANGELES CITY           11.1%        11.1%        10.6%         8.9%         9.3%

        Source: U.S. Bureau of Labor Statistics / Local Area Unemployment
----------------------------------------------------------------------------------------

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                               5601 LINDERO CANYON
                         RENT ROLL - AS OF JUNE 30, 1997

------------------------------------------------------------------------------------------------------------------------------------
Suite                                %      LEASE     LEASE         BASE RENT      Marked to Market     RENT STEPS & OPTIONS
  #     TENANT NAME       Sq. Ft.  OCC'D  START DATE END DATE    CURR. YR.  PSF.   CURR. YR.    PSF. (INCLUDING ESCALATION SCHEDULE)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                     Escalation $63,168.00
                                                                                                     Rent Increase 10/01/97
1     Candle Corporation  52,130   49.3%   10/01/92  09/30/02   $625,560  $12.00   $625,560  $12.00  $12.00 sq.ft. 04/01/00 $12.36
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                     Escalation $75,648.00
                                                                                                     Rent Increase 05/01/99
2     Hewlett Packard     53,700   50.7%   05/01/94  09/30/02   $579,980  $10.80   $579.960  $10.80  $12.00 sq.ft.
------------------------------------------------------------------------------------------------------------------------------------

      Vacant Sq Ft             0    0.0%                              $0  $18.75         $0  $18.75
------------------------------------------------------------------------------------------------------------------------------------

      Total NRA          105,830  100.0%                      $1,205,520  $11.39 $1,205,520  $11.39
------------------------------------------------------------------------------------------------------------------------------------

Notes:

Retail tenants indicated in italics.

Shaded cells indicate rents marked to market.

(1) Market rent estimate supported by Cushman & Wakefield market study.

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                   [GRAPHIC OMITTED]

                                      [STREET MAP]

5601 LINDERO CANYON: 5601 Lindero Canyon Rd, Westlake Village, 91362, Page & Grid 557 E5

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

PEER BUILDING ANALYSIS
5601 Lindero Canyon Road - Westlake Village                  Second Quarter 1997

========================================================================================================
                                         Building Information
Item  Building Name /              No. of    Area    Avg. Flr.  Year           Available Space (SF)
No.   Location                     Stories   (SF)    Area (SF)  Built      Floor(s)    Direct   Sublease
--------------------------------------------------------------------------------------------------------
W-l   Malibu Canyon Bus. Park - A     2      47,000   23,500     1986         Ground        0       0
      26707 Agoura Road                                                            0        0       0
                                                                                   -        -       -
                                                                                            0       0
--------------------------------------------------------------------------------------------------------
W-2   Agoura Hills Business Park V    2      65,000   32,500     1987         Ground        0       0
      30401 Agoura Road                                                            0        0       0
                                                                                   -        -       -
                                                                                            0       0
--------------------------------------------------------------------------------------------------------
W-3   ARCS Mortgage Inc.              2      90,000   45,000     1988         Ground        0       0
      26541 Agoura Road                                                            0        0       0
                                                                                   -        -       -
                                                                                            0       0
--------------------------------------------------------------------------------------------------------
W-4   Calabasas Business Park II      2      97,000   48,500     1983         Ground        0       0
      23901 Calabasas Road                                                         2    2,576       0
                                                                                   -    -----       -
                                                                                        2,576       0
--------------------------------------------------------------------------------------------------------
W-5   Corp. Pointe at Calabasas / PIP 3     105,400   35,133     1988              1        0     6,675
      27001 Agoura Road                                                        1 - 2   15,865       0
                                                                               -----   ------       -
                                                                                       15,865     6,675
--------------------------------------------------------------------------------------------------------
W-6   Spectrum Corp. Center - A       2      62,036   31,018     1991         Ground        0       0
      4333 Park Terrace Drive                                                  1 - 2   10,413       0
                                                                               -----   ------       -
                                                                                       10,413       0
--------------------------------------------------------------------------------------------------------
W-7   Westlake Corp. Center - A       3      53,599   17,866     1988         Ground    1,977       0
      4165 Thousand Oaks Blvd.                                                 2 - 3    1,183       0
                                                                               -----    -----       -
                                                                                        3,160       0
--------------------------------------------------------------------------------------------------------
W-8   Westlake Corp. Pk. / Blue Cross 2      90,000   45,000     1985         Ground        0       0
      4553 La Tienda Drive                                                         0        0       0
                                                                                   -        -       -
                                                                                            0       0
--------------------------------------------------------------------------------------------------------
W-9   31829 West La Tienda Drive      2      72,000   36,000     1982         Ground        0       0
      31829 West La Tienda Drive                                                   0        0       0
                                                                                   -        -       -
                                                                                            0       0
--------------------------------------------------------------------------------------------------------
      MARKET TOTALS                  20     682,035   34,102                           32,014     6,675
========================================================================================================

==========================================================================================
                                       Overall         Quoted
Item  Building Name /               Availability     Annual Rent   Lease  Occupancy Ratio
No.   Location                          (SF)         PSF     PSF    Type   Direct  Overall
------------------------------------------------------------------------------------------
W-l   Malibu Canyon Bus. Park - A                  $0.00  -  $0.00   --    100.0%  100.0%
      26707 Agoura Road                 Total      $0.00  -  $0.00   --

                                            0
------------------------------------------------------------------------------------------
W-2   Agoura Hills Business Park V                 $0.00  -  $0.00   --    100.0%  100.0%
      30401 Agoura Road                 Total      $0.00  -  $0.00   --

                                            0
------------------------------------------------------------------------------------------
W-3   ARCS Mortgage Inc.                           $0.00  -  $0.00   --    100.0%  100.0%
      26541 Agoura Road                 Total      $0.00  -  $0.00   --

                                            0
------------------------------------------------------------------------------------------
W-4   Calabasas Business Park II                   $0.00  -  $0.00   --     97.3%   97.3%
      23901 Calabasas Road              Total     $20.40  - $20.40  FSG

                                        2,576
------------------------------------------------------------------------------------------
W-5   Corp. Pointe at Calabasas/PIP               $19.80  - $19.80  FSG     84.9%   78.6%
      27001 Agoura Road                 Total     $19.80  - $19.80  FSG

                                       22,540
------------------------------------------------------------------------------------------
W-6   Spectrum Corp. Center - A                    $0.00  -  $0.00   --     83.2%   83.2%
      4333 Park Terrace Drive           Total     $22.80  - $22.80  FSG

                                       10,413
------------------------------------------------------------------------------------------
W-7   Westlake Corp. Center - A                   $18.60  - $18.60  FSG     94.1%   94.1%
      4165 Thousand Oaks Blvd.          Total     $19.80  - $19.80  FSG

                                        3,160
------------------------------------------------------------------------------------------
W-8   Westlake Corp. Pk. /
        Blue Cross                                 $0.00  -  $0.00   --    100.0%  100.0%
      4553 La Tienda Drive              Total      $0.00  -  $0.00   --

                                        0
------------------------------------------------------------------------------------------
W-9   31829 West La Tienda Drive                   $0.00  -  $0.00   --    100.0%  100 0%
      31829 West La Tienda Drive        Total      $0.00  -  $0.00   --

                                        0
------------------------------------------------------------------------------------------
      MARKET TOTALS                    38,689                               95.3%   94.3%
==========================================================================================

                             ---------------------------------------------------
                             $20.75 - $20.75 Direct Weighted Average Rental Rate
                             ---------------------------------------------------

                               [GRAPHIC OMITTED]

[Bar graph: Office Building Activity Chart, Westlake Village Area, comparing Occupancy ratio to No. of Stories]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                NO RECENT LEASES

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------


COMPARABLE LEASES
5601 Lindero Canyon Road o Westlake Village                                                                     Second Quarter 1997

===================================================================================================================================
Item                             Area (SF)  Lease Lse Trm      Annual PSF Rent        Expense    Rental Concessions    Effective FSG
                                                           ----------------------             -----------------------
 No.   Building/Location          Floor      Date  (mos)   Initial    Adjustments      Basis  Free Rent  TI Allowance  Rent ($/PSF)
-----------------------------------------------------------------------------------------------------------------------------------
L-1   Confidential               30,000       OFS     60    $19.44       Flat           FSG      None         $2.00       $19.44
      Calabasas Commerce Center
      Mureau Road
      Calabasas, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-2   Confidential                6,316      Apr-97   60    $21.00       Flat           FSG      None        $12.00       $21.00
      Calabasas Commerce Center
      Mureau Road
      Calabasas, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-3   Confidential                8,613      Mar-97   60    $19.80       Flat           FSG      None         $8.00       $19.80
      Calabasas Commerce Center
      Mureau Road
      Calabasas, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-4   HHS Sheidemeyer Ad Agency   1,774      Aug-97   60    $22.20       Flat           FSG      None        $10.00       $22.20
      31280 Oak Crest Drive      1st Flr
      Westlake Village, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-5   E.A. Stone                  15,415     May-97   72    $20.40    Midterm CPI       FSG      None        $10.00       $21.71
      Dole Building              1st Flr
      31355 Oak Crest Drive
      Westlake Village, CA
===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE SALES
5601 Lindero Canyon Road o Westlake Village                  Second Quarter 1997

===================================================================================================================================
Item       Property Name          Date of    Year        No. of        Total       Occ.@            Sales Price        Overall Cap.
                                                                                              ---------------------
No.        & Location               Sale     Built       Stories       NRSF        Sale          Total        PSF       Rate (OAR)
-----------------------------------------------------------------------------------------------------------------------------------
I-1  Commerce Park                 Aug-97    1973           1         189,879        90.0%     $15,600,000     $82.16      9.8%
     6307 DeSoto Ave.
     Woodland Hills

-----------------------------------------------------------------------------------------------------------------------------------
I-2  Mission Oaks Tech. Center     Jun-97  1982/1983      1 - 3       276,216       100.0%     $24,000,000     $86.89      10.8%
     5151-5155 Camino Ruiz
     Camarillo

-----------------------------------------------------------------------------------------------------------------------------------
I-3  ARCS Building                 Apr-97    1989           2          90,878       100.0%     $11,500,000    $126.54      14.5%
     26451 Agoura Road
     Calabasas

-----------------------------------------------------------------------------------------------------------------------------------
I-4  Village Green Office Park     Jul-96    1983           2          84,480       100.0%      $8,950,000    $105.94       9.8%
     5655 Lindero Canyon Rd.
     Westlake Village

-----------------------------------------------------------------------------------------------------------------------------------
I-5  Westlake Spectrum             Jul-96    1991          1 & 2       62,305       100.0%      $6,750,000    $108.34      11.4%
     4333-4373 Park Terrace Dr.
     Westlake Village

===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

5601 Lindero Canyon Road  o  Westlake Village
CONCLUSIONS
Market Rent  o  Expense  o  Tenant Improvements & Leasing Commissions

================================================================================
                                                     Annual PSF
                                                 Low          High
--------------------------------------------------------------------------------
Market Rent (Full Service Gross)                $18.00       $19.20

Expenses
  Utilities                                     $1.80        $1.80
  Cleaning                                      $0.75        $0.75
  Repairs & Maintenance                         $1.00        $1.00
  Administration                                $0.45        $0.45
  General Building                              $0.50        $0.50
  Insurance                                     $0.50        $0.50
  Other                                         $0.00        $0.00
  Management Fee                                $0.50        $0.50
--------------------------------------------------------------------------------
Sub-Total Expenses                              $5.50        $5.50
--------------------------------------------------------------------------------

  Property Taxes                                $0.95        $0.95
  Parking                                       $0.00        $0.00
--------------------------------------------------------------------------------
Total Operating Expenses                        $6.45        $6.45
--------------------------------------------------------------------------------

Typical Lease Term:         5 years
--------------------------------------------------------------------------------

      Tenant Improvements
        New                         $5.00        $10.00
        Renew                       $0.00         $5.00

      Leasing Commissions
        New                          6.0%          6.0%
        Renew                        3.0%          3.0%

      Estimated Absorption of Vacancy         N/Ap

--------------------------------------------------------------------------------

              Weighted Avg Contract Rent:       $11.39 Annual PSF *

                  Market Rent is generally above contract rent

================================================================================

                                              * - Per the Rent Roll dated Jun-97

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                            Burbank Executive Center
                               Burbank, California
                          142,862 Rentable Square Feet
                                Los Angeles North
                                   Tri-Cities

Exhibits

      1)          Demographic Profile

      2)          Building Permit Activity - Residential and Non-Residential

      3)          Historical Employment and Unemployment Trends

      4)          June, 1997 Rent Roll

      5)          Summary of Recent Leases in Property

      6)          Summary of Comparable Leases in Market

      7)          Summary of Comparable Office Building Market Activity/Sales

      8)          Summary of Property-Specific Conclusions

            a)    Market Rents and Tenant Improvements (Range)

            b)    Market Rent Versus Current Contract Rents

            c)    Estimated Expense Conclusions

            d)    Leasing Commission Expense

================================================================================


                                       61
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------


                                                                                                   Burbank Executive Center
                                                                                                        DEMOGRAPHIC PROFILE
As of August, 1997                                                                                      Burbank, California
===========================================================================================================================
                                              1-mile             3-mile            5-mile            City of      County of
Characteristic                            Trade Area         Trade Area        Trade Area            Burbank    Los Angeles
===========================================================================================================================
---------------------------------------------------------------------------------------------------------------------------
Population
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                            35,844             144.907          487,261             100,953     9,555,105
   1997 Estimate                              32,648             139,508          458,851              97,982     9,210,790
   1990 Census                                29,542             131,668          427,160              93,643     8,863,164
   1980 Census                                22,552             113,886          344,105              84,293     7,477,507
 % Increase 1980-1990                          31.0%               15.6%            24.1%               11.l%         18.5%
 % Increase 1997-2002                           9.8%                3.9%             6.2%                3.0%          3.7%
---------------------------------------------------------------------------------------------------------------------------
Households
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                            14,998              59,180          190,034              43,555     3,331,065
   1997 Estimate                              13,897              56,150          179,141              41,566     3,171,862
   1990 Census                                12,599              52,695          166,386              39,275     2,989,552
   1980 Census                                10,182              47,376          146,702              35,788     2,730,469
 % Increase 1980-1990                          23.7%               11.2%            13.4%                9.7%          9.5%
 % Increase 1997-2002                           7.9%                5.4%             6.1%                4.8%          5.0%
---------------------------------------------------------------------------------------------------------------------------
Average Household Size
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                              2.39                2.45             2.56                2.32          2.87
   1997 Estimate                                2.35                2.48             2.56                2.36          2.90
   1990 Census                                  2.34                2.50             2.57                2.38          2.96
   1980 Census                                  2.21                2.40             2.35                2.36          2.74
---------------------------------------------------------------------------------------------------------------------------
Household Income
---------------------------------------------------------------------------------------------------------------------------
   Average                                   $60,106             $67,462          $67,365             $66,948       $69,131
   Median                                    $41,364             $45,668          $43,680             $45,309       $45,064
   Per Capital Income                        $25,662             $27,330          $26,504             $28,625       $24,172
---------------------------------------------------------------------------------------------------------------------------
Households by Income
---------------------------------------------------------------------------------------------------------------------------
1997 Estimated Population                     13,897              56,150          179,141              41,566     3,171,862
   $150,000 or more                             5.1%                6.7%             7.1%                6.6%          7.6%
   $100,000 to $149,999                         6.8%                7.6%             7.5%                7.2%          8.0%
   $ 75,000 to $ 99,999                         8.4%               10.5%             9.7%               10.3%         10.0%
   $ 50,000 to $ 74,999                        19.4%               20.6%            19.2%               20.7%         19.6%
   $ 35,000 to $ 49,999                        17.9%               16.0%            15.3%               16.5%         14.9%
   $ 25,000 to $ 34,999                        13.5%               12.9%            13.5%               13.1%         11.9%
   $ 15,000 to $ 24,999                        12.0%               11.7%            12.3%               11.9%         12.0%
   $  5,000 to $ 14,999                        14.2%               11.1%            12.1%               11.1%         12.6%
   Under $5,000                                 2.8%                2.9%             3.2%                2.6%          3.5%
---------------------------------------------------------------------------------------------------------------------------
Occupied Units                               12,1599              52,695          166,386              39,275     2,989,552
---------------------------------------------------------------------------------------------------------------------------
    Owner Occupied                             28.3%               45.9%            40.0%               45.7%         48.2%
    Renter Occupied                            71.7%               54.1%            60.0%               54.3%         51.8%
1990 Avg. Persons per HH                       2.34%                2.48             2.54                2.36         2.91
---------------------------------------------------------------------------------------------------------------------------
Education
---------------------------------------------------------------------------------------------------------------------------
   Bachelor Degree Only                        17.4%               17.3%            17.0%               16.7%        14.5%
   Graduate Degree                              6.7%                6.7%             7.6%                6.2%         7.8%
===========================================================================================================================
Source:  Equifax National Decision Systems

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Residential Construction Activity - Permits Issued & Valuation
New single family, multi-family, and residential alterations & additions

===================================================================================================================================

City Name                              1990          1991          1992          1993          1994          1995          1996
-----------------------------------------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Units                                  120            62            26            39             6            40            14
   Dollar Volume ($1,000s)           63,536.4      49,963.1      32,712.9      28,622.6      15,521.5      41,262.6      30,170.7
-----------------------------------------------------------------------------------------------------------------------------------
BURBANK
   Units                                   43            28           165           174           163            26           262
   Dollar Volume ($1,000s)           24,699.4      20,386.1      31,922.1      21,951.6      30,370.2      15,449.5      22,588.7
-----------------------------------------------------------------------------------------------------------------------------------
CULVER CITY
   Units                                   48            77             6             3             1             3            51
   Dollar Volume ($1,000s)           11,178.4      17,784.8       4,242.5       4,738.8       3,382.0       2,905.3      10,976.0
-----------------------------------------------------------------------------------------------------------------------------------
GLENDALE
   Units                                  515           221            71           234           109            54            75
   Dollar Volume ($1,000s)           69,535.3      40,366.5      28,380.3      43,214.8      25,605.2      20,222.0      21,316.1
-----------------------------------------------------------------------------------------------------------------------------------
LONG BEACH
   Units                                1,269           627            93            24            82           147            77
   Dollar Volume ($1,000s)          198,662.0     122,529.8      52,394.8      37,136.9      41,563.3      49,500.1      41,028.7
-----------------------------------------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Units                               11,826         5,815         2,627         2,063         2,429         2,637         2,173
   Dollar Volume ($1,000s)        1,883,843.7   1,224,612.2     845,929.3     658,854.2     962,560.1     953,356.4     769,427.1
-----------------------------------------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                                  142            35           100            55            11            42            84
   Dollar Volume ($1,000s)           14,913.9      11,049.2      22,826.5      14,329.4       5,401.3      12,507.2       9,994.7
-----------------------------------------------------------------------------------------------------------------------------------
NORWALK
   Units                                   80           202            37             9            26            58            19
   Dollar Volume ($1,000s)           13,821.8      21,176.5       9,948.0       5,761.2       6,553.3      10,655.5       6,646.0
-----------------------------------------------------------------------------------------------------------------------------------
PASADENA
   Units                                  240           110           426            91           131           171            30
   Dollar Volume ($1,000s)           42,012.8      37,234.4      49,180.2      25,591.6      23,559.5      27,930.1      17,931.8
-----------------------------------------------------------------------------------------------------------------------------------
SANTA MONICA
   Units                                  308           339           218           122            39            66           195
   Dollar Volume ($1,000s)           60,622.3      52,659.6      36,190.6      27,305.5      23,006.2      36,143.2      36,377.4
-----------------------------------------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                                   14             2             3             1             1            34             4
   Dollar Volume ($1,000s)            6,372.2       3,038.1       2,781.3       2,436.3       1,908.7       9,940.8       2,983.6

===================================================================================================================================

TOTAL TRADE AREA
   Units                               14,605         7,518         3,772         2,815         2,998         3,278         2,984
     % of L.A. County                   58.3%         46.4%         34.0%         38.8%         39.3%         39.0%         34.7%
   Dollar Volume ($1,000s)           78,021.4      57,419.1      36,458.9      31,398.6      18,513.5      44,500.6      33,140.7
     % of L.A. County                    1.9%          1.8%          1.4%          1.6%          0.9%          2.0%          1.6%

===================================================================================================================================

LOS ANGELES COUNTY
   Units                               25,045        16,195        11,097         7,259         7,621         8,405         8,590
   Dollar Volume ($1,000s)        4,155,565.2   3,197,540.0   2,600,387.2   1,910,098.4   2,154,472.9   2,256,613.3   2,091,965.1

===================================================================================================================================

==========================================================================
                                 Apr. (4 months )   5-year        7-year
City Name                               1997       Average +     Average ^
--------------------------------------------------------------------------
BEVERLY HILLS
   Units                                     3            25            44
   Dollar Volume ($1,000s)             5,390.9      29,658.1      37,398.5
--------------------------------------------------------------------------
BURBANK
   Units                                     2           158           123
   Dollar Volume ($1,000s)             4,280.2      24,456.4      23,909.7
--------------------------------------------------------------------------
CULVER CITY
   Units                                     2            13            27
   Dollar Volume ($1,000s)               994.3       5,248.9       7,886.8
--------------------------------------------------------------------------
GLENDALE
   Units                                    14           109           183
   Dollar Volume ($1,000s)             4,473.3      27,747.7      35,520.0
--------------------------------------------------------------------------
LONG BEACH
   Units                                    18            85           331
   Dollar Volume ($1,000s)            11,570.0      44,324.8      77,545.1
--------------------------------------------------------------------------
LOS ANGELES CITY
   Units                                   733         2,386         4,224
   Dollar Volume ($1,000s)           243,914.6     838,025.4   1,042,654.7
--------------------------------------------------------------------------
MONTEREY PARK
   Units                                    10            58            67
   Dollar Volume ($1,000s)             2,531.6      13,011.8      13,003.2
--------------------------------------------------------------------------
NORWALK
   Units                                     3            30            62
   Dollar Volume ($1,000s)             1,655.3       7,912.8      10,651.8
--------------------------------------------------------------------------
PASADENA
   Units                                    87           170           171
   Dollar Volume ($1,000s)            16,357.7      28,838.6      31,920.1
--------------------------------------------------------------------------
SANTA MONICA
   Units                                    25           128           184
   Dollar Volume ($1,000s)             9,621.4      31,804.6      38,900.7
--------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                                     -             9             8
   Dollar Volume ($1,000s)               606.0       4,010.1       4,208.7

==========================================================================

TOTAL TRADE AREA
   Units                                   897         3,169         5,424
     % of L.A. County                    32.4%         36.9%         45.1%
   Dollar Volume ($1,000s)             6,284.9      32,802.5      42,779.0
     % of L.A. County                     0.9%          1.5%          1.6%

==========================================================================

LOS ANGELES COUNTY
   Units                                 2,772         8,594        12,030
   Dollar Volume ($1,000s)           725,231.6   2,202,707.4   2,623,806.0

==========================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Non-Residential Construction Activity - Permits Issued & Valuation
New commercial, industrial, other, and non-residential alterations & additions

====================================================================================================
City Name                        1990          1991          1992         1993           1994
----------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Dollar Volume ($1,000s)       30,284.7      32,673.9      71,681.4     112,129.9      55,809.7
    % Change                           --           7.9%        119.4%         56.4%        -50.2%
----------------------------------------------------------------------------------------------------
BURBANK
   Dollar Volume ($1,000s)      127,622.4      68,951.8      36,459.1     132,212.0      73,459.9
    % Change                           --         -46.0%        -47.1%        262.6%        -44.4%
----------------------------------------------------------------------------------------------------
CULVER CITY
   Dollar Volume ($1,000s)       12,736.9      30,764.7      25,824.0      16,512.9      29,418.8
    % Change                           --         141.5%        -16.1%        -36.1%          7.2%
----------------------------------------------------------------------------------------------------
GLENDALE
   Dollar Volume ($1,000s)      158,610.0      63,317.6      58,840.5      46,640.2      41,908.7
    % Change                           --         -60.l%         -7.1%        -20.7%        -10.1%
----------------------------------------------------------------------------------------------------
LONG BEACH
   Dollar Volume ($1,000s)      113,394.8      65,859.8      54,709.3      66,678.8      46,979.9
    % Change                           --         -41.9%        -16.9%         21.9%        -29.5%
----------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Dollar Volume ($1,000s)    1,580,738.8   1,241,390.3     847,187.7     900,571.6   1,210,075.6
    % Change                           --         -21.5%        -31.8%          6.3%         34.4%
----------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                         15,929.6      28,452.4      20,932.6       9,089.2       8,068.1
   Dollar Volume ($1,000s)             --          78.6%        -26.4%        -56.6%        -11.2%
----------------------------------------------------------------------------------------------------
NORWALK
   Units                         10,450.8       1,154.7       1,620.9       4,283.5       4,265.0
   Dollar Volume ($1,000s)             --         -89.0%        -40.4%        164.3%         -0.4%
----------------------------------------------------------------------------------------------------
PASADENA
   Dollar Volume ($1,000s)       57,784.2      63,283.9      37,409.5      43,560.4      37,056.7
    % Change                           --           9.5%        -40.9%         16.4%        -14.9%
----------------------------------------------------------------------------------------------------
SANTA MONICA
   Dollar Volume ($1,000s)      123,070.4      80,562.8      43,188.0      24,499.2      25,396.3
    % Change                           --         -34.5%        -46.4%        -43.3%          3.7%
----------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                          7,941.1       4,750.9       5,889.4       9,721.3       4,089.3
   Dollar Volume ($1,000s)             --         -40.2%         24.0%         65.1%        -57.9%
====================================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)    2,238,563.7   1,681,162.8   1,203,742.4   1,365,899.0   l,536,526.0
    % of L.A. County                 58.4%         61.4%         56.4%         62.8%         67.0%
    % Change                           --         -24.9%        -28.4%         13.5%         12.5%
====================================================================================================
LOS ANGELES COUNTY
   Dollar Volume ($1,000s)    3,831,079.4   2,739,595.5   2,135,069.9   2,176,509.5   2,292,921.0
     % Change                          --         -28.5%        -22.1%          1.9%          5.3%
====================================================================================================

====================================================================================================
                                                         Apr.(4 months)      5-year         7-year
City Name                        1995          1996           1997           Average+       Average^
----------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Dollar Volume ($1,000s)       43,042.1      53,540.6      24,792.5        67,241          52,994
    % Change                        -22.9%         24.4%           --            --              --
----------------------------------------------------------------------------------------------------
BURBANK
   Dollar Volume ($1,000s)      109,051.1     133,693.0      23,857.8      96,975.0        97,349.9
    % Change                         48.4%         22.6%           --            --              --
----------------------------------------------------------------------------------------------------
CULVER CITY
   Dollar Volume ($1,000s)       20,756.5      19,146.7       4,918.2        22,332          20,010
    % Change                        -29.4%         -7.8%           --            --              --
----------------------------------------------------------------------------------------------------
GLENDALE
   Dollar Volume ($1,000s)       48,571.4      65,364.0      63,150.6      52,264.6        69,035.8
    % Change                         15.9%         34.6%           --            --              --
----------------------------------------------------------------------------------------------------
LONG BEACH
   Dollar Volume ($1,000s)       50,773.0     102,203.0      14,790.9        64,269          64,424
    % Change                          8.1%        101.3%           --            --              --
----------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Dollar Volume ($1,000s)      903,610.9     791,719.8     251,424.3       930,633         965,840
    % Change                        -25.3%        -12.4%           --            --              --
----------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                          3,792.7       6,856.6       1,093.7       9,747.8        13,303.0
   Dollar Volume ($1,000s)          -53.0%         60.8%           --          (0.1)            0.0
----------------------------------------------------------------------------------------------------
NORWALK
   Units                          7,482.5       3,980.2       7,524.6       4,326.4         4,748.2
   Dollar Volume ($1,000s)           75.4%        -46.8%           --           0.5             O.2
----------------------------------------------------------------------------------------------------
PASADENA
   Dollar Volume ($1,000s)       33,838.0      32,528.0      12,749.2      36,878.5        43,637.2
    % Change                         -8.7%         -3.9%           --            --              --
----------------------------------------------------------------------------------------------------
SANTA MONICA
   Dollar Volume ($1,000s)       41,184.6      33,100.3      12,737.6        33,474          47,967
    % Change                         62.2%        -19.6%           --            --              --
----------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                          1,200.7       6,971.6         970.0       5,574.5         5,794.9
   Dollar Volume ($1,000s)          -70.6%        480.6%           --           0.9             0.7
====================================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)    1,283,303.5   1,249,103.8     418,009.4   1,323,714.9     1,505,471.6
    % of L.A. County                 63.4%         59.3%         60.5%         61.8%           61.0%
    % Change                        -17.8%         -1.1%           --            --              --
====================================================================================================
LOS ANGELES COUNTY
   Dollar Volume ($1,000s)    1,993,022.7   2,105,856.8     690,408.3   2,140,676.0     2,467,722.1
    % Change                        -13.1%          5.7%           --            --              --
====================================================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Southern California
EMPLOYMENT & UNEMPLOYMENT TRENDS

========================================================================================
Name                        1992        1993          1994        1995          1996
----------------------------------------------------------------------------------------
STATE OF CALIFORNIA
    Labor Force           15,404,255   15,359,518   15,449,963   15,427,261   15,596,139
    Employment            13,973,304   13,918,275   14,122,088   14,216,727   14,469,924
    Unemployment           1,430,951    1,441,243    1,327,875    1,210,534    1,126,215
    Unemployment Rate           9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
LOS ANGELES COUNTY
    Labor Force            4,503,804    4,404,104    4,366,207    4,359,656    4,415,428
    Employment             4,062,416    3,970,748    3,957,037    4,016,191    4,052,561
    Unemployment             441,388      433,356      409,170      343,465      362,867
    Unemployment Rate           9.8%         9.8%         9.4%         7.9%         8.2%
----------------------------------------------------------------------------------------
BURBANK
    Labor Force               52,031       50,872       50,795       50,929       51,277
    Employment                48,458       47,364       47,465       48,136       48,340
    Unemployment               3,573        3,508        3,330        2,793        2,937
    Unemployment Rate           6.9%         6.9%         6.6%         5.5%         5.7%
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
    UNEMPLOYMENT RATE           1992         1993         1994         1995         1996
----------------------------------------------------------------------------------------
    STATE OF CALIFORNIA         9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
    LOS ANGELES COUNTY          9.8%         9.8%         9.4%         7.9%         8.2%
    BURBANK                     6.9%         6.9%         6.6%         5.5%         5.7%

        Source: U.S. Bureau of Labor Statistics / Local Area Unemployment
----------------------------------------------------------------------------------------

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                            BURBANK EXECUTIVE CENTER
                         Rent Roll - AS OF JUNE 30, 1997

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                               RENT STEPS & OPTIONS
                                                %     LEASE     LEASE       BASE RENT       Marked to Market       (INCLUDING
Suite #     TENANT NAME                Sq.Ft. OCC'D START DATE END DATE   CURR. YR  PSF      CURR. YR  PSF     ESCALATION SCHEDULE)
-----------------------------------------------------------------------------------------------------------------------------------
            Tower A:
-----------------------------------------------------------------------------------------------------------------------------------

    100 MCBA Systems Inc.              4,280   3.0%  04/22/97  04/21/07   $84,744  $19.80    $84,744  $19.80
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                               Rent Increase -
    200 Sessions Payroll Mgmt Inc.     2,545   1.8%  10/15/96  09/30/01   $51,918  $20.40    $51,918  $20.40   4/1/99 - 21.60/sf
-----------------------------------------------------------------------------------------------------------------------------------

    300 Executone Information Syst I   3,457   2.4%  01/01/93  12/31/97   $85,042  $24.60    $72,597  $21.00
-----------------------------------------------------------------------------------------------------------------------------------

    302 Rehab/Data, Inc.               3,530   2.5%  10/01/96  09/30/99   $69,894  $19.80    $69,894  $19.80
-----------------------------------------------------------------------------------------------------------------------------------

    303 Southland Title Corp.          1,640   1.1%  07/15/91  04/30/97   $19,680  $12.00    $19,680  $12.00
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                               Cost recovery Esc. -
                                                                                                               6,206
                                                                                                               Rent Increase -
                                                                                                               8/1/97 - 19.20/sf
    400 West Venture Companies         8,620   6.0%  10/13/92  09/30/99  $165,504  $19.20   $165,504  $19.20   8/1/98 - 20.40/sf
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                               Rent Increase -
    501 Collistar & Co. Inc.           2,947   2.1%  04/01/94  03/31/04   $56,582  $19.20    $56,582  $19.20   4/1/99 - 22.80/sf
-----------------------------------------------------------------------------------------------------------------------------------

    506 Topp Design Group                960   0.7%  05/01/96  03/31/99   $17,510  $18.24    $17,510  $18.24
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                               Rent Increase:
    600 Axium Enterprises, Inc.       14,962  10.5%  06/01/97  05/31/07  $323,179  $21.60   $314,202  $21.00   $24.00/sf @ 4/1/02
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                               Telecommunication
   Roof NWM Management Inc.               0   0.0%   06/01/94  05/31/97        $0                 $0            - 2,697
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
        Tower B:
-----------------------------------------------------------------------------------------------------------------------------------

    100 Magnolia Cafe                    472   0.3%  12/03/90  04/30/97    $9,600  $20.34     $9,600  $20.34
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                              4/26/97 - 25.52/sf
    101 California Federal Bank        5,514   3.9%  04/26/95  12/31/01  $140,702  $25.52   $140,702  $25.52  4/26/98 - 26.41/sf
-----------------------------------------------------------------------------------------------------------------------------------

    102 American Independent Bank      6,215   4.4%  06/01/93  11/17/97  $124,158  $19.96   $124,158  $19.98
-----------------------------------------------------------------------------------------------------------------------------------

    200 Franchise Tax Board           12,816   9.0%  02/26/94  01/31/04  $248,074  $19.36   $248,074  $19.36
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                              1/1/98 - $19.80/sf
                                                                                                              1/1/99 - $20.40/sf
                                                                                                              1/1/00 - $21.00/sf
    300 Rich Entertainment, Inc.      14,158   9.9%  01/01/97  12/31/01  $280,328  $19.80   $280,328  $19.80  1/1/01 - $21.60/sf
-----------------------------------------------------------------------------------------------------------------------------------

    400 Fidler & Bell                  4,511   3.2%  04/01/89  03/31/99  $100,144  $22.20    $94,731  $21.00
-----------------------------------------------------------------------------------------------------------------------------------

    401 Texaco Trading & Trans. Inc.   9,337   6.5%  09/16/92  12/31/97  $177,745  $19.04   $177,745  $19.04
-----------------------------------------------------------------------------------------------------------------------------------

    500 First Health Stratagies                                                                               Rent Increase:
        of U..                        24,098  16.9%  04/01/95  12/31/99  $460,180  $19.10   $460,180  $19.10  $20.04/sf @ 4/1/98
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                              Rent Increase:
    600 Manhattan Weight Loss Control  2,877   2.0%  01/23/96  01/22/01   $58,691  $20.40    $58,691  $20.40  7/23/98 - 21.60/sf
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                              Telecommunications
ANT 1   Texaco Trading & Trans. Inc.       0   0.0%  08/07/89  12/31/96        $0                 $0          - $3,609/yr
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                              Telecommunications
ANT 2   Texaco Trading & Trans. Inc.       0   0.0%  01/01/93  12/31/97        $0                 $0          - $3,272/yr
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

        Vacant Sq Ft                  19,923  13.9%                      $418,383  $21.00   $418,383  $21.00
-----------------------------------------------------------------------------------------------------------------------------------

        Total NRA                    142,862 100.0%                    $2,892,059  $20.24 $2,865,223  $20.06
-----------------------------------------------------------------------------------------------------------------------------------

Notes:
Retail tenants indicated in italics
Shaded cells Indicate rent marked to market
(1) Market rent estimate supported by Cushman & Wakefield market study and leasing activity.

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                   [GRAPHIC OMITTED]

                                      [STREET MAP]

BURBANK EXECUTIVE CENTER: 333 N Glenoaks Blvd & 300 E Magnolia Blvd, Burbank, 91501, Page & Grid 533 H6

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

PEER BUILDING ANALYSIS
Burbank Executive Center o 333 N. Glenoaks & 300 E. Magnolia Blvds.

                                                             Second Quarter 1997

========================================================================================================
                                         Building Information
Item  Building Name /              No. of    Area    Avg. Flr.  Year      Available Space (SF)
No.   Location                     Stories   (SF)    Area (SF)  Built      Floor(s)    Direct   Sublease
--------------------------------------------------------------------------------------------------------
G-1   Highland Federal Building       4      73,000   18,250     1987         Ground    3,500       0
      601 S. Glenoaks Blvd                                                         4    2,122       0
                                                                                   -    -----       -
                                                                                        5,622       0
--------------------------------------------------------------------------------------------------------
G-2   Cusumano Plaza                  4      60,000   15,000     1989         Ground        0       0
      100 N. First Street                                                        2-4        0       0
                                                                                 ---        -       -
                                                                                            0       0
--------------------------------------------------------------------------------------------------------
G-3   101 S. First Street Building    4      60,000   15,000     1985         Ground        0       0
      101 South First Street                                                       4    1,919       0
                                                                                   -    -----       -
                                                                                        1,919       0
--------------------------------------------------------------------------------------------------------
G-4   115 N. First Street Building    3      85,000   28,333     1991         Ground        0       0
      115 North First Street                                                       2      865       0
                                                                                   -      ---       -
                                                                                          865       0
--------------------------------------------------------------------------------------------------------
G-5   111 N. First Street Building    3      33,285   11,095     1988         Ground        0       0
      111 North First Street                                                       2    1,200       0
                                                                                   -    -----       -
                                                                                        1,200       0
--------------------------------------------------------------------------------------------------------
G-6   Glenoaks Plaza                 10     180,378   18,038     1983         Ground    1,110       0
      303 North Glenoaks Blvd.                                                     2    3,214       0
                                                                                   -    -----       -
                                                                                        4,324       0
--------------------------------------------------------------------------------------------------------
MARKET TOTALS                        28     491,663   17,559                           13,930       0
========================================================================================================

==========================================================================================
                                       Overall         Quoted
Item  Building Name /               Availability     Annual Rent   Lease  Occupancy Ratio
No.   Location                          (SF)         PSF     PSF    Type   Direct  Overall
------------------------------------------------------------------------------------------
G-1   Highland Federal Building                   $20.40  - $20.40  FSG     92.3%   92.3%
      601 S. Glenoaks Blvd              Total     $20.40  - $20.40  FSG

                                        5,622
------------------------------------------------------------------------------------------
G-2   Cusumano Plaza                               $0.00  -  $0.00   --    100.0%  100.0%
      100 N. First Street               Total      $0.00  -  $0.00   --

                                           0
------------------------------------------------------------------------------------------
G-3   101 S. First Street Building                 $0.00  -  $0.00   --     96.8%   96.8%
      101 South First Street            Total     $22.20  - $22.20  FSG

                                        1,919
------------------------------------------------------------------------------------------
G-4   115 N. First Street Building                 $0.00  -  $0.00   --     99.0%   99.0%
      115 North First Street            Total     $24.00  - $24.00  FSG

                                          865
------------------------------------------------------------------------------------------
G-5   111 N. First Street Building                 $0.00  -  $0.00   --     96.4%   96.4%
      111 North First Street            Total     $24.00  - $24.00  FSG

                                        1,200
------------------------------------------------------------------------------------------
G-6   Glenoaks Plaza                              $24.60  - $24.60  FSG     97.6%   97.6%
      303 North Glenoaks Blvd.          Total     $24.60  - $24.60  FSG

                                        4,324
------------------------------------------------------------------------------------------
MARKET TOTALS                          13,930                               97.2%   97.2%
==========================================================================================

                             ---------------------------------------------------
                             $22.49 - $22.49 Direct Weighted Average Rental Rate
                             ---------------------------------------------------

                               [GRAPHIC OMITTED]

[Bar graph: Office Building Activity Chart, Burbank Area, comparing Occupancy ratio to No. of Stories]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

RECENT LEASES
Burbank Executive Center o 333 N. Glenoaks & 300 E. Magnolia Blvds. o Burbank

                                                             Second Quarter 1997

===================================================================================================================================
Item      Tenant's Name /         Area (SF)   Lease  Lse Trm    Annual PSF Rent       Expense    Rental Concessions    Effective FSG
                                                             -----------------------           -----------------------
No.       Suite                     Floor     Date    (mos)  Initial     Adjustments   Basis  Free Rent  TI Allowance  Rent ($/PSF)
-----------------------------------------------------------------------------------------------------------------------------------
L-1  Axium Entertainment Inc.      14,962     6/1/97  120    $21.60    4/2002: $24.00   FSG     None      $20/RSF       $22.80
     Suite 600
------------------------------------------------------------------------------------------------------------------------------------
L-2  MCBA Systems                   4,280    4/22/97  120    $19.80         Flat        FSG      N/A      $25/RSF       $19.80
     Suite l00
------------------------------------------------------------------------------------------------------------------------------------
L-3  Rich Entertainment            14,158     1/1/97   60    $19.80      1/99: $20.40   FSG     None      $8/RSF        $20.52
     Suite 300                                                         1/2000: $21.00
                                                                       1/2001: $21.60
====================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE LEASES
Burbank Executive Center o 333 N. Glenoaks & 360 E. Magnolia Blvds o Burbank
                                                             Second Quarter 1997


===================================================================================================================================
Item                            Area(SF)  Lease   Lse Trm      Annual PSF Rent        Expense    Rental Concessions    Effective FSG
                                                           ----------------------             -----------------------
 No.   Building/Location         Floor     Date     (mos)   Initial    Adjustments      Basis  Free Rent  TI Allowance  Rent ($/PSF)
-----------------------------------------------------------------------------------------------------------------------------------
L-1   Glenoaks Plaza             1,348    1st Qtr    60     $22.80        Flat          FSG    None        $17/RSF       $22.80
      303 N. Glenoaks Blvd.    2nd Floor  1997
      Burbank

-----------------------------------------------------------------------------------------------------------------------------------
L-2   Glenoaks Plaza             1,634    4th Qtr    60     $22.80     9/99: $23.40     FSG    None         $5/RSF       $23.07
      303 N. Glenoaks Blvd.    7th Floor   1996
      Burbank

-----------------------------------------------------------------------------------------------------------------------------------
L-3   Glenoaks Plaza              579     4th Qtr    36     $12.72        Flat          FSG    None           None       $12.72
      303 N. Glenoaks Blvd.      Mezz.     1996
      Burbank

-----------------------------------------------------------------------------------------------------------------------------------
L-4   Glenoaks Plaza            20,993    2nd Qtr    41     $21.85        Flat          FSG    None           None       $21.85
      303 N. Glenoaks Blvd.    9th Floor   1996
      Burbank

-----------------------------------------------------------------------------------------------------------------------------------
L-5   Glenoaks Plaza            23,450    2nd Qtr    60     $22.20        Flat          FSG    None           None       $22.20
      303 N. Glenoaks Blvd.   10th Floor   1996
      Burbank
===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE SALES
Burbank Executive Center o 333 N. Glenoaks & 300 E. Magnolia Blvds. o Burbank
                                                             Second Quarter 1997

===================================================================================================================================
Item       Property Name        Date of     Year        No. of      Leased        Occ.@            Sales Price          Overall Cap.
                                                                                              ---------------------
No.        & Location            Sale       Built       Stories       Area         Sale          Total        PSF        Rate (OAR)
-----------------------------------------------------------------------------------------------------------------------------------
I-1   535 N. Brand Blvd.         Mar-97     1973          11        109,187       50.0%       $10,300,000     $94.33       N/A
      Glendale

-----------------------------------------------------------------------------------------------------------------------------------
I-2   Glenoaks Plaza             Oct-96     1983          10        175,449       95.0%       $24,850,000    $141.64       10.5%
      303 N. Glenoaks Blvd.
      Burbank

-----------------------------------------------------------------------------------------------------------------------------------
I-3   McKesson Building          Jun-97     1981           3        150,951       97.0%       $19,200,000    $127.19        8.3%
      3280 E. Foothill Blvd.
      Pasadena

-----------------------------------------------------------------------------------------------------------------------------------
I-4   Century Square             Apr-97     1984          11        205,653      100.0%       $41,600,000    $202.28        8.5%
(a)   155 N. Lake Ave.
      Pasadena

-----------------------------------------------------------------------------------------------------------------------------------
(b)   Pasadena Financial Ctr.    Apr-97     1983           9        146,903      100.0%       $26,400,000    $179.71        9.3%
      35 N. Lake Ave.
      Pasadena

      Combined Sale                                                 352,556                   $68,000,000    $192.88        8.8%

-----------------------------------------------------------------------------------------------------------------------------------
I-5   The Tower at Sherman Oaks  Aug-97     1967           14       161,324       79.0%       $20,250,000    $125.52        6.5%
      14724 Ventura Blvd.                Renovated
      Sherman Oaks                          1991

===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Burbank Executive Center o 333 N. Glenoaks & 300 E. Magnolia Blvds. o Burbank CONCLUSIONS
Market Rent  o  Expense  o  Tenant Improvements & Leasing Commissions

================================================================================
                                                     Annual PSF
                                                 Low          High
--------------------------------------------------------------------------------
Market Rent (Full Service Gross)                $22.20       $23.40

Expenses
  Utilities                                     $2.50        $2.50
  Cleaning                                      $0.80        $0.80
  Repairs & Maintenance                         $1.00        $1.00
  Administration                                $0.60        $0.60
  General Building                              $1.00        $1.00
  Insurance                                     $0.50        $0.50
  Other / Ground Rent                             --           --
  Management Fee                                $0.50        $0.50
--------------------------------------------------------------------------------
Sub-Total Expenses                              $6.90        $6.90
--------------------------------------------------------------------------------

  Property Taxes                                $1.00        $1.00

--------------------------------------------------------------------------------
Total Operating Expenses                        $7.90        $7.90
--------------------------------------------------------------------------------

Typical Lease Term:         5 years
--------------------------------------------------------------------------------

      Tenant Improvements
        New                         $10.00       $15.00
        Renew                        $5.00        $5.00

      Leasing Commissions
        New                          6.0%          6.0%
        Renew                        3.0%          3.0%

      Estimated Absorption of Vacancy          6 months

--------------------------------------------------------------------------------

              Weighted Avg Contract Rent:       $20.12 Annual PSF *

                  Market Rent is generally above contract rent

================================================================================

                                               *- Per the Rent Roll dated Jun-97

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                 Glenoaks Plaza
                               Burbank, California
                          175,449 Rentable Square Feet
                                Los Angeles North
                                   Tri-Cities

Exhibits

      1)          Demographic Profile

      2)          Building Permit Activity - Residential and Non-Residential

      3)          Historical Employment and Unemployment Trends

      4)          June, 1997 Rent Roll

      5)          Summary of Recent Leases in Property

      6)          Summary of Comparable Leases in Market

      7)          Summary of Comparable Office Building Market Activity/Sales

      8)          Summary of Property-Specific Conclusions

            a)    Market Rents and Tenant Improvements (Range)

            b)    Market Rent Versus Current Contract Rents

            c)    Estimated Expense Conclusions

            d)    Leasing Commission Expense

================================================================================


                                       62
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------


                                                                                                             Glenoaks Plaza
                                                                                                        DEMOGRAPHIC PROFILE
As of August, 1997                                                                                      Burbank, California
===========================================================================================================================
                                              1-mile             3-mile            5-mile            City of      County of
Characteristic                            Trade Area         Trade Area        Trade Area            Burbank    Los Angeles
===========================================================================================================================
---------------------------------------------------------------------------------------------------------------------------
Population
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                          36,094              144,930           485,224            100,953      9,555,105
   1997 Estimate                            32,857              139,532           457,012             97,982      9,210,790
   1990 Census                              29,716              131,687           425,490             93,643      8,863,164
   1980 Census                              22,612              113,904           343,345             84,293      7,477,507
 % Increase 1980-1990                        31.4%                15.6%             23.9%              11.1%          18.5%
 % Increase 1997-2002                         9.9%                 3.9%              6.2%               3.0%           3.7%
---------------------------------------------------------------------------------------------------------------------------
Households
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                          15,087               59,192           189,582             43,555      3,331,065
   1997 Estimate                            13,973               56,164           178,774             41,566      3,171,862
   1990 Census                              12,659               52,712           166,122             39,275      2,989,552
   1980 Census                              10,213               47,394           146,544             35,788      2,730,469
 % Increase 1980-1990                        24.0%                11.2%             13.4%               9.7%           9.5%
 % Increase 1997-2002                         8.0%                 5.4%              6.0%               4.8%           5.0%
---------------------------------------------------------------------------------------------------------------------------
Average Household Size
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                            2.39                 2.45              2.56               2.32           2.87
   1997 Estimate                              2.35                 2.48              2.56               2.36           2.90
   1990 Census                                2.35                 2.50              2.56               2.38           2.96
   1980 Census                                2.21                 2.40              2.34               2.36           2.74
---------------------------------------------------------------------------------------------------------------------------
Household Income
---------------------------------------------------------------------------------------------------------------------------
   Average                                 $59,924              $67,480           $67,567            $66,948        $69,131
   Median                                  $41,273              $45,675           $43,771            $45,309        $45,064
   Per Capita Income                       $25,561              $27,340           $26,633            $28,625        $24,172
---------------------------------------------------------------------------------------------------------------------------
Households by Income
---------------------------------------------------------------------------------------------------------------------------
1997 Estimated Population                   13,973               56,164           178,774             41,566      3,171,862
   $150,000 or more                           5.1%                 6.7%              7.2%               6.6%           7.6%
   $100,000 to $149,999                       6.7%                 7.6%              7.5%               7.2%           8.0%
   $ 75,000 to $ 99,999                       8.4%                10.5%              9.8%              10.3%          10.0%
   $ 50,000 to $ 74,999                      19.4%                20.6%             19.2%              20.7%          19.6%
   $ 35,000 to $ 49,999                      18.0%                16.0%             15.3%              16.5%          14.9%
   $ 25,000 to $ 34,999                      13.5%                12.9%             13.5%              13.1%          11.9%
   $ 15,000 to $ 24,999                      12.0%                11.7%             12.3%              11.9%          12.0%
   $  5,000 to $ 14,999                      14.2%                11.1%             12.1%              11.1%          12.6%
   Under $5,000                               2.8%                 2.9%              3.2%               2.6%           3.5%
---------------------------------------------------------------------------------------------------------------------------
Occupied Units                              12,659               52,712           166,122             39,275      2,989,552
---------------------------------------------------------------------------------------------------------------------------
    Owner Occupied                           28.1%                45.9%             40.1%              45.7%          48.2%
    Renter Occupied                          71.9%                54.1%             59.9%              54.3%          51.8%
1990 Avg. Persons per HH                      2.34                 2.48              2.53               2.36           2.91
---------------------------------------------------------------------------------------------------------------------------
Education
---------------------------------------------------------------------------------------------------------------------------
   Bachelor Degree Only                      17.4%                17.3%             17.1%              16.7%          14.5%
   Graduate Degree                            6.6%                 6.8%              7.6%               6.2%           7.8%
===========================================================================================================================
Source:  Equifax National Decision Systems

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Residential Construction Activity - Permits Issued & Valuation
New single family, multi-family, and residential alterations & additions

===================================================================================================================================

City Name                              1990          1991          1992          1993          1994          1995          1996
-----------------------------------------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Units                                  120            62            26            39             6            40            14
   Dollar Volume ($1,000s)           63,536.4      49,963.1      32,712.9      28,622.6      15,521.5      41,262.6      30,170.7
-----------------------------------------------------------------------------------------------------------------------------------
BURBANK
   Units                                   43            28           165           174           163            26           262
   Dollar Volume ($1,000s)           24,699.4      20,386.1      31,922.1      21,951.6      30,370.2      15,449.5      22,588.7
-----------------------------------------------------------------------------------------------------------------------------------
CULVER CITY
   Units                                   48            77             6             3             1             3            51
   Dollar Volume ($1,000s)           11,178.4      17,784.8       4,242.5       4,738.8       3,382.0       2,905.3      10,976.0
-----------------------------------------------------------------------------------------------------------------------------------
GLENDALE
   Units                                  515           221            71           234           109            54            75
   Dollar Volume ($1,000s)           69,535.3      40,366.5      28,380.3      43,214.8      25,605.2      20,222.0      21,316.1
-----------------------------------------------------------------------------------------------------------------------------------
LONG BEACH
   Units                                1,269           627            93            24            82           147            77
   Dollar Volume ($1,000s)          198,662.0     122,529.8      52,394.8      37,136.9      41,563.3      49,500.1      41,028.7
-----------------------------------------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Units                               11,826         5,815         2,627         2,063         2,429         2,637         2,173
   Dollar Volume ($1,000s)        1,883,843.7   1,224,612.2     845,929.3     658,854.2     962,560.1     953,356.4     769,427.1
-----------------------------------------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                                  142            35           100            55            11            42            84
   Dollar Volume ($1,000s)           14,913.9      11,049.2      22,826.5      14,329.4       5,401.3      12,507.2       9,994.7
-----------------------------------------------------------------------------------------------------------------------------------
NORWALK
   Units                                   80           202            37             9            26            58            19
   Dollar Volume ($1,000s)           13,821.8      21,176.5       9,948.0       5,761.2       6,553.3      10,655.5       6,646.0
-----------------------------------------------------------------------------------------------------------------------------------
PASADENA
   Units                                  240           110           426            91           131           171            30
   Dollar Volume ($1,000s)           42,012.8      37,234.4      49,180.2      25,591.6      23,559.5      27,930.1      17,931.8
-----------------------------------------------------------------------------------------------------------------------------------
SANTA MONICA
   Units                                  308           339           218           122            39            66           195
   Dollar Volume ($1,000s)           60,622.3      52,659.6      36,190.6      27,305.5      23,006.2      36,143.2      36,377.4
-----------------------------------------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                                   14             2             3             1             1            34             4
   Dollar Volume ($1,000s)            6,372.2       3,038.1       2,781.3       2,436.3       1,908.7       9,940.8       2,983.6

===================================================================================================================================

TOTAL TRADE AREA
   Units                               14,605         7,518         3,772         2,815         2,998         3,278         2,984
     % of L.A. County                   58.3%         46.4%         34.0%         38.8%         39.3%         39.0%         34.7%
   Dollar Volume ($1,000s)           78,021.4      57,419.1      36,458.9      31,398.6      18,513.5      44,500.6      33,140.7
     % of L.A. County                    1.9%          1.8%          1.4%          1.6%          0.9%          2.0%          1.6%

===================================================================================================================================

LOS ANGELES COUNTY
   Units                               25,045        16,195        11,097         7,259         7,621         8,405         8,590
   Dollar Volume ($1,000s)        4,155,565.2   3,197,540.0   2,600,387.2   1,910,098.4   2,154,472.9   2,256,613.3   2,091,965.1

===================================================================================================================================

==========================================================================
                                 Apr. (4 months )   5-year        7-year
City Name                               1997       Average +     Average ^
--------------------------------------------------------------------------
BEVERLY HILLS
   Units                                     3            25            44
   Dollar Volume ($1,000s)             5,390.9      29,658.1      37,398.5
--------------------------------------------------------------------------
BURBANK
   Units                                     2           158           123
   Dollar Volume ($1,000s)             4,280.2      24,456.4      23,909.7
--------------------------------------------------------------------------
CULVER CITY
   Units                                     2            13            27
   Dollar Volume ($1,000s)               994.3       5,248.9       7,886.8
--------------------------------------------------------------------------
GLENDALE
   Units                                    14           109           183
   Dollar Volume ($1,000s)             4,473.3      27,747.7      35,520.0
--------------------------------------------------------------------------
LONG BEACH
   Units                                    18            85           331
   Dollar Volume ($1,000s)            11,570.0      44,324.8      77,545.1
--------------------------------------------------------------------------
LOS ANGELES CITY
   Units                                   733         2,386         4,224
   Dollar Volume ($1,000s)           243,914.6     838,025.4   1,042,654.7
--------------------------------------------------------------------------
MONTEREY PARK
   Units                                    10            58            67
   Dollar Volume ($1,000s)             2,531.6      13,011.8      13,003.2
--------------------------------------------------------------------------
NORWALK
   Units                                     3            30            62
   Dollar Volume ($1,000s)             1,655.3       7,912.8      10,651.8
--------------------------------------------------------------------------
PASADENA
   Units                                    87           170           171
   Dollar Volume ($1,000s)            16,357.7      28,838.6      31,920.1
--------------------------------------------------------------------------
SANTA MONICA
   Units                                    25           128           184
   Dollar Volume ($1,000s)             9,621.4      31,804.6      38,900.7
--------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                                     -             9             8
   Dollar Volume ($1,000s)               606.0       4,010.1       4,208.7

==========================================================================

TOTAL TRADE AREA
   Units                                   897         3,169         5,424
     % of L.A. County                    32.4%         36.9%         45.1%
   Dollar Volume ($1,000s)             6,284.9      32,802.5      42,779.0
     % of L.A. County                     0.9%          1.5%          1.6%

==========================================================================

LOS ANGELES COUNTY
   Units                                 2,772         8,594        12,030
   Dollar Volume ($1,000s)           725,231.6   2,202,707.4   2,623,806.0

==========================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Non-Residential Construction Activity - Permits Issued & Valuation
New commercial, industrial, other, and non-residential alterations & additions

====================================================================================================
City Name                        1990          1991          1992         1993           1994
----------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Dollar Volume ($1,000s)       30,284.7      32,673.9      71,681.4     112,129.9      55,809.7
    % Change                           --           7.9%        119.4%         56.4%        -50.2%
----------------------------------------------------------------------------------------------------
BURBANK
   Dollar Volume ($1,000s)      127,622.4      68,951.8      36,459.1     132,212.0      73,459.9
    % Change                           --         -46.0%        -47.1%        262.6%        -44.4%
----------------------------------------------------------------------------------------------------
CULVER CITY
   Dollar Volume ($1,000s)       12,736.9      30,764.7      25,824.0      16,512.9      29,418.8
    % Change                           --         141.5%        -16.1%        -36.1%          7.2%
----------------------------------------------------------------------------------------------------
GLENDALE
   Dollar Volume ($1,000s)      158,610.0      63,317.6      58,840.5      46,640.2      41,908.7
    % Change                           --         -60.l%         -7.1%        -20.7%        -10.1%
----------------------------------------------------------------------------------------------------
LONG BEACH
   Dollar Volume ($1,000s)      113,394.8      65,859.8      54,709.3      66,678.8      46,979.9
    % Change                           --         -41.9%        -16.9%         21.9%        -29.5%
----------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Dollar Volume ($1,000s)    1,580,738.8   1,241,390.3     847,187.7     900,571.6   1,210,075.6
    % Change                           --         -21.5%        -31.8%          6.3%         34.4%
----------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                         15,929.6      28,452.4      20,932.6       9,089.2       8,068.1
   Dollar Volume ($1,000s)             --          78.6%        -26.4%        -56.6%        -11.2%
----------------------------------------------------------------------------------------------------
NORWALK
   Units                         10,450.8       1,154.7       1,620.9       4,283.5       4,265.0
   Dollar Volume ($1,000s)             --         -89.0%        -40.4%        164.3%         -0.4%
----------------------------------------------------------------------------------------------------
PASADENA
   Dollar Volume ($1,000s)       57,784.2      63,283.9      37,409.5      43,560.4      37,056.7
    % Change                           --           9.5%        -40.9%         16.4%        -14.9%
----------------------------------------------------------------------------------------------------
SANTA MONICA
   Dollar Volume ($1,000s)      123,070.4      80,562.8      43,188.0      24,499.2      25,396.3
    % Change                           --         -34.5%        -46.4%        -43.3%          3.7%
----------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                          7,941.1       4,750.9       5,889.4       9,721.3       4,089.3
   Dollar Volume ($1,000s)             --         -40.2%         24.0%         65.1%        -57.9%
====================================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)    2,238,563.7   1,681,162.8   1,203,742.4   1,365,899.0   l,536,526.0
    % of L.A. County                 58.4%         61.4%         56.4%         62.8%         67.0%
    % Change                           --         -24.9%        -28.4%         13.5%         12.5%
====================================================================================================
LOS ANGELES COUNTY
   Dollar Volume ($1,000s)    3,831,079.4   2,739,595.5   2,135,069.9   2,176,509.5   2,292,921.0
     % Change                          --         -28.5%        -22.1%          1.9%          5.3%
====================================================================================================

====================================================================================================
                                                         Apr.(4 months)      5-year         7-year
City Name                        1995          1996           1997           Average+       Average^
----------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Dollar Volume ($1,000s)       43,042.1      53,540.6      24,792.5        67,241          52,994
    % Change                        -22.9%         24.4%           --            --              --
----------------------------------------------------------------------------------------------------
BURBANK
   Dollar Volume ($1,000s)      109,051.1     133,693.0      23,857.8      96,975.0        97,349.9
    % Change                         48.4%         22.6%           --            --              --
----------------------------------------------------------------------------------------------------
CULVER CITY
   Dollar Volume ($1,000s)       20,756.5      19,146.7       4,918.2        22,332          20,010
    % Change                        -29.4%         -7.8%           --            --              --
----------------------------------------------------------------------------------------------------
GLENDALE
   Dollar Volume ($1,000s)       48,571.4      65,364.0      63,150.6      52,264.6        69,035.8
    % Change                         15.9%         34.6%           --            --              --
----------------------------------------------------------------------------------------------------
LONG BEACH
   Dollar Volume ($1,000s)       50,773.0     102,203.0      14,790.9        64,269          64,424
    % Change                          8.1%        101.3%           --            --              --
----------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Dollar Volume ($1,000s)      903,610.9     791,719.8     251,424.3       930,633         965,840
    % Change                        -25.3%        -12.4%           --            --              --
----------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                          3,792.7       6,856.6       1,093.7       9,747.8        13,303.0
   Dollar Volume ($1,000s)          -53.0%         60.8%           --          (0.1)            0.0
----------------------------------------------------------------------------------------------------
NORWALK
   Units                          7,482.5       3,980.2       7,524.6       4,326.4         4,748.2
   Dollar Volume ($1,000s)           75.4%        -46.8%           --           0.5             O.2
----------------------------------------------------------------------------------------------------
PASADENA
   Dollar Volume ($1,000s)       33,838.0      32,528.0      12,749.2      36,878.5        43,637.2
    % Change                         -8.7%         -3.9%           --            --              --
----------------------------------------------------------------------------------------------------
SANTA MONICA
   Dollar Volume ($1,000s)       41,184.6      33,100.3      12,737.6        33,474          47,967
    % Change                         62.2%        -19.6%           --            --              --
----------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                          1,200.7       6,971.6         970.0       5,574.5         5,794.9
   Dollar Volume ($1,000s)          -70.6%        480.6%           --           0.9             0.7
====================================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)    1,283,303.5   1,249,103.8     418,009.4   1,323,714.9     1,505,471.6
    % of L.A. County                 63.4%         59.3%         60.5%         61.8%           61.0%
    % Change                        -17.8%         -1.1%           --            --              --
====================================================================================================
LOS ANGELES COUNTY
   Dollar Volume ($1,000s)    1,993,022.7   2,105,856.8     690,408.3   2,140,676.0     2,467,722.1
    % Change                        -13.1%          5.7%           --            --              --
====================================================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Southern California
EMPLOYMENT & UNEMPLOYMENT TRENDS

========================================================================================
Name                        1992        1993          1994        1995          1996
----------------------------------------------------------------------------------------
STATE OF CALIFORNIA
    Labor Force           15,404,255   15,359,518   15,449,963   15,427,261   15,596,139
    Employment            13,973,304   13,918,275   14,122,088   14,216,727   14,469,924
    Unemployment           1,430,951    1,441,243    1,327,875    1,210,534    1,126,215
    Unemployment Rate           9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
LOS ANGELES COUNTY
    Labor Force            4,503,804    4,404,104    4,366,207    4,359,656    4,415,428
    Employment             4,062,416    3,970,748    3,957,037    4,016,191    4,052,561
    Unemployment             441,388      433,356      409,170      343,465      362,867
    Unemployment Rate           9.8%         9.8%         9.4%         7.9%         8.2%
----------------------------------------------------------------------------------------
BURBANK
    Labor Force               52,031       50,872       50,795       50,929       51,277
    Employment                48,458       47,364       47,465       48,136       48,340
    Unemployment               3,573        3,508        3,330        2,793        2,937
    Unemployment Rate           6.9%         6.9%         6.6%         5.5%         5.7%
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
    UNEMPLOYMENT RATE           1992         1993         1994         1995         1996
----------------------------------------------------------------------------------------
    STATE OF CALIFORNIA         9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
    LOS ANGELES COUNTY          9.8%         9.8%         9.4%         7.9%         8.2%
    BURBANK                     6.9%         6.9%         6.6%         5.5%         5.7%

        Source: U.S. Bureau of Labor Statistics / Local Area Unemployment
----------------------------------------------------------------------------------------

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                  303 GLENOAKS
                         RENT ROLL - AS OF JUNE 30, 1997

------------------------------------------------------------------------------------------------
                                                    %      LEASE     LEASE          BASE RENT
Suite #   TENANT NAME                    Sq. Ft.  OCC'D START DATE END DATE      CURR YR    PSF.
------------------------------------------------------------------------------------------------

200      NCI                             11,142    6.4%   08/26/95  08/31/05    $229,971  $20.64
------------------------------------------------------------------------------------------------

205      Eisai, Inc.                      1,348    0.8%   01/24/97  01/31/02     $30,734  $22.80
------------------------------------------------------------------------------------------------

210      American Cineplex                3,214    1.8%   03/01/96  02/28/01     $67,494  $21.00
------------------------------------------------------------------------------------------------

300      DIC Entertainment, LP.          50,472   28.8%   12/01/93  11/30/02    $992,794  $19.67
------------------------------------------------------------------------------------------------

660      Healthcare Consultants           7,781    4.4%   05/01/94  08/31/00    $164,117  $21.09
------------------------------------------------------------------------------------------------

740      David Romley/Candace Ladley      1,243    0.7%   12/01/93  11/30/98     $25,833  $20.78
------------------------------------------------------------------------------------------------

750      King, King, and Alleman          4,364    2.5%   09/01/94  08/31/99     $83,789  $19.20
------------------------------------------------------------------------------------------------

760      Libery Futures                   1,054    0.6%   02/14/94  02/13/99     $21,464  $20.36
------------------------------------------------------------------------------------------------

770      Noble Wealth                     3,174    1.8%   03/01/93  02/28/98     $72,834  $22.95
------------------------------------------------------------------------------------------------

790      Kelly Services, Inc.             1,634    0.9%   12/01/96  12/31/01     $37,255  $22.80
------------------------------------------------------------------------------------------------

795      Gaunt/Dore/Snyder                1,142    0.7%   10/01/95  09/30/00     $24,667  $21.60
------------------------------------------------------------------------------------------------

800      Lockheed Finance Corporation    10,319    5.9%   08/01/85  02/28/00    $210,508  $20.40
------------------------------------------------------------------------------------------------

810      Valley Physical Therapy          2,700    1.5%   07/01/94  06/30/97     $55,126  $20.42
------------------------------------------------------------------------------------------------

850      Talent Partners                  4,153    2.4%   11/01/93  11/21/98     $97,180  $23.40
------------------------------------------------------------------------------------------------

900      New Wave Entertainment          20,993   12.0%   06/01/96  10/31/99    $458,726  $21.85
------------------------------------------------------------------------------------------------

1000     Insurance Company of the West   23,450   13.4%   05/10/96  06/30/01    $520,590  $22.20
------------------------------------------------------------------------------------------------

B1       MCI                                  0    0.0%   02/01/94  07/14/98          $0
------------------------------------------------------------------------------------------------

L100     New Horizons                     6,069    3.5%   03/01/96  06/30/01    $131,090  $21.60
------------------------------------------------------------------------------------------------

L110     Prudential California Realty     6,418    3.7%   09/01/95  08/31/00    $130,927  $20.40
------------------------------------------------------------------------------------------------

L115     Office of the Building           1,010    0.6%   01/01/93  04/30/97          $0   $0.00
------------------------------------------------------------------------------------------------

L120     Uniglobe-designs                 1,200    0.7%   11/01/95  10/31/00     $25,920  $21.60
------------------------------------------------------------------------------------------------

L130     Map Mobile Communications, Inc.  2,381    1.4%   03/01/96  05/31/01     $54,287  $22.80
------------------------------------------------------------------------------------------------

M100     Cafe Cappuccino                  1,039    0.6%   09/15/94  09/14/04     $19,949  $19.20
------------------------------------------------------------------------------------------------

M120     CMA Technology                     600    0.3%   08/15/94  08/14/95     $11,160  $18.60
------------------------------------------------------------------------------------------------

M180     IBM                                579    0.3%   10/01/96  09/30/99      $7,365  $12.72
------------------------------------------------------------------------------------------------

M195     Primerica                        4,971    2.8%   10/14/95  12/31/00     $80,530  $16.20
------------------------------------------------------------------------------------------------

Parking  City of Burbank                      0    0.0%   09/01/96  11/30/07          $0
------------------------------------------------------------------------------------------------

Roof     Nextel                               0    0.0%   07/23/96  07/31/01          $0
------------------------------------------------------------------------------------------------

Roof 2   Motoroia                             0    0.0%   01/01/92  12/31/96          $0
------------------------------------------------------------------------------------------------

Roof 3   Odyssey Communications               0    0.0%   12/06/96  12/05/01          $0
------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------

         Vacant Sq Ft                     2,999    1.7%                          $68,227  $22.75
------------------------------------------------------------------------------------------------

         Total NRA                      175,449  100.0%                       $3,622,537  $20.65
------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                           Mark to Market       RENT STEPS & OPTIONS
Suite #   TENANT NAME                      CURR. YR.    PSF. (INCLUDING ESCALATION SCHEDULE)
-------------------------------------------------------------------------------------------------------------

200      NCI                               $229,971  $20.64  Storage - $4,032/yr
-------------------------------------------------------------------------------------------------------------

205      Eisai, Inc.                        $30,667  $22.75
-------------------------------------------------------------------------------------------------------------
                                                             Rent Increases: 3/1/96 - $69,422/yr
210      American Cineplex                  $67,494  $21.00                  3/1/99 - $71,351/yr
-------------------------------------------------------------------------------------------------------------
                                                             Storage - $4,800/yr
300      DIC Entertainment, LP.            $992,794  $19.67  Rent Increase 12/1/99 - $20.90/sf
-------------------------------------------------------------------------------------------------------------

660      Healthcare Consultants            $164,117  $21.09
-------------------------------------------------------------------------------------------------------------

740      David Romel/Candace Ladley         $25,833  $20.78  CPI Increase - $1221/yr (included in base rent)
-------------------------------------------------------------------------------------------------------------

750      King, King, and Alteman            $83,789  $19.20  storage - $2,400/yr
-------------------------------------------------------------------------------------------------------------

760      Libery Futures                     $21,464  $20.36  CPI Increase - $249/yr (included in base rent)
-------------------------------------------------------------------------------------------------------------

770      Noble Wealth                       $72,209  $22.75  CPI Increase - $6,180/yr (included in base rent)
-------------------------------------------------------------------------------------------------------------

790      Kelly Services, Inc                $37,174  $22.75  Rent Increases: 9/1/99 - 23.40/sf
-------------------------------------------------------------------------------------------------------------

795      Gaunt/Dore/Snyder                  $24,667  $21.60
-------------------------------------------------------------------------------------------------------------

800      Lockheed Finance Corporation      $210,508  $20.40
-------------------------------------------------------------------------------------------------------------

810      Valley Physical Therapy            $55,126  $20.42  CPI Increase - $1,666/yr (included in base rent)
-------------------------------------------------------------------------------------------------------------

850      Talent Partners                    $94,481  $22.75
-------------------------------------------------------------------------------------------------------------

900      New Wave Entertainment            $458,726  $21.85
-------------------------------------------------------------------------------------------------------------

1000     Insurance Company of the West     $520,590  $22.20
-------------------------------------------------------------------------------------------------------------

B1       MCI                                     $0          antenna -4800
-------------------------------------------------------------------------------------------------------------

L100     New Horizons                      $131,090  $21.60
-------------------------------------------------------------------------------------------------------------

L110     Prudential California Realty      $130,927  $20.40
-------------------------------------------------------------------------------------------------------------

L115     Office of then Building                 $0   $0.00
-------------------------------------------------------------------------------------------------------------

L120     Uniglobe-designs                   $25,920  $21.60
-------------------------------------------------------------------------------------------------------------

L130     Map Mobile Communications, Inc.    $54,168  $22.75
-------------------------------------------------------------------------------------------------------------

M100     Cafe Cappuccino                    $19,949  $19.20
-------------------------------------------------------------------------------------------------------------

M120     CMA Technology                     $11,160  $18.60
-------------------------------------------------------------------------------------------------------------

M180     IBM                                 $7,365  $12.72
-------------------------------------------------------------------------------------------------------------

M195     Primerica                          $80,530  $16.20
-------------------------------------------------------------------------------------------------------------

Parking  City of Burbank                         $0          Parking
-------------------------------------------------------------------------------------------------------------

Roof     Nextel                                  $0          Satelite
-------------------------------------------------------------------------------------------------------------

Roof 2   Motoroia                                $0          Satelite
-------------------------------------------------------------------------------------------------------------

Roof 3   Odyssey Communications                  $0          Satelite
-------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------

         Vacant Sq Ft                       $68,227  $22.75
-------------------------------------------------------------------------------------------------------------

         Total NRA                       $3,618,944  $20.63
-------------------------------------------------------------------------------------------------------------

Notes:
Retail tenants indicated in italics.
Shaded cells indicate rents marked to market.
(1) Market rent estimate supported by Cushman & Wakefield market study and recent leasing activity.

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                   [GRAPHIC OMITTED]

                                      [STREET MAP]

303 N. GLENOAKS BLVD.: 303 N Glenoaks Blvd, Burbank, 91501, Page & Grid 533 H6

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

PEER BUILDING ANALYSIS
Glenoaks Plaza o 303 N. Glenoaks Blvd.                       Second Quarter 1997

========================================================================================================
                                         Building Information
Item  Building Name /              No. of     Area   Avg. Flr.  Year      Available Space (SF)
No.   Location                     Stories    (SF)   Area (SF)  Built      Floor(s)    Direct   Sublease
--------------------------------------------------------------------------------------------------------
G-1   Highland Federal Building       4      73,000   18,250     1987         Ground    3,500       0
      601 S. Glenoaks Blvd                                                         4    2,122       0
                                                                                   -    -----       -
                                                                                        5,622       0
--------------------------------------------------------------------------------------------------------
G-2   Cusumano Plaza                  4      60,000   15,000     1989         Ground        0       0
      100 N. First Street                                                        2-4        0       0
                                                                                 ---        -       -
                                                                                            0       0
--------------------------------------------------------------------------------------------------------
G-3   101 S. First Street Building    4      60,000   15,000     1985         Ground        0       0
      101 South First Street                                                       4    1,919       0
                                                                                   -    -----       -
                                                                                        1,919       0
--------------------------------------------------------------------------------------------------------
G-4   115 N. First Street Building    3      85,000   28,333     1991         Ground        0       0
      115 North First Street                                                       2      865       0
                                                                                   -      ---       -
                                                                                          865       0
--------------------------------------------------------------------------------------------------------
G-5   111 N. First Street Building    3      33,285   11,095     1988         Ground        0       0
      111 North First Street                                                       2    1,200       0
                                                                                   -    -----       -
                                                                                        1,200       0
--------------------------------------------------------------------------------------------------------
G-6   California Federal Building     6      83,699   13,950     1978         Ground        0       0
      333 North Glenoaks Blvd.                                                     6    1,122       0
                                                                                   -    -----       -
                                                                                        1,122       0
--------------------------------------------------------------------------------------------------------
G-7   Burbank Executive Plaza         6      59,193    9,866     1984         Ground        0     1,229
      300 East Magnolia Blvd.                                                  1 - 4   16,304       0
                                                                               -----   ------       -
                                                                                       16,304     1,229
--------------------------------------------------------------------------------------------------------
      MARKET TOTALS                  30     454,177   15,139                           27,032     1,229
========================================================================================================

==========================================================================================
                                       Overall         Quoted
Item  Building Name /               Availability     Annual Rent   Lease  Occupancy Ratio
No.   Location                          (SF)         PSF     PSF    Type   Direct  Overall
------------------------------------------------------------------------------------------
G-1   Highland Federal Building                   $20.40  - $20.40  FSG     92.3%   92.3%
      601 S. Glenoaks Blvd              Total     $20.40  - $20.40  FSG
                                        5,622
------------------------------------------------------------------------------------------
G-2   Cusumano Plaza                                ---   -   ---   --     100.0%  100.0%
      100 N. First Street               Total       ---   -   ---   --
                                            0
------------------------------------------------------------------------------------------
G-3   101 S. First Street Building                  ---   -   ---   --      96.8%   96.8%
      101 South First Street            Total     $22.20  - $22.20  FSG
                                        1,919
------------------------------------------------------------------------------------------
G-4   115 N. First Street Building                  ---   -   ---   --      99.0%   99.0%
      115 North First Street            Total     $24.00  - $24.00  FSG
                                          865
------------------------------------------------------------------------------------------
G-5   111 N. First Street Building                  ---   -   ---   --      96.4%   96.4%
      111 North First Street            Total     $24.00  - $24.00  FSG
                                        1,200
------------------------------------------------------------------------------------------
G-6   California Federal Building                   ---   -   ---   --      98.7%   98.7%
      333 North Glenoaks Blvd.          Total     $22.80  - $22.80  FSG
                                        1,122
------------------------------------------------------------------------------------------
G-7   Burbank Executive Plaza                     $22.80  - $22.80  FSG     72.5%   70.4%
      300 East Magnolia Blvd.           Total     $22.80  - $22.80  FSG
                                       17,533
------------------------------------------------------------------------------------------
MARKET TOTALS                          28,261                               94.0%   93.8%
==========================================================================================

                             ---------------------------------------------------
                             $22.35 - $22.35 Direct Weighted Average Rental Rate
                             ---------------------------------------------------

                               [GRAPHIC OMITTED]

[Bar graph: Office Building Activity Chart, Burbank Area, comparing Occupancy Ratio to No. of Stories]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

RECENT LEASES
Glenoaks Plaza o 303 N. Glenoaks Blvd. o Burbank

                                                             Second Quarter 1997

===================================================================================================================================
Item      Tenant's Name /         Area (SF)   Lease  Lse Trm    Annual PSF Rent       Expense    Rental Concessions    Effective FSG
                                                             -----------------------           -----------------------
No.       Suite                     Floor     Date    (mos)  Initial     Adjustments   Basis  Free Rent  TI Allowance  Rent ($/PSF)
-----------------------------------------------------------------------------------------------------------------------------------
L-1  Eisai, Inc.                    1,348    1/21/97   60    $22.80         Flat        FSG     None      $17/RSF       $22.80
     Suite 205                    2nd Floor
------------------------------------------------------------------------------------------------------------------------------------
L-2  Kelly Services                 1,634    12/1/96   60    $22.80     9/99: $23.40    FSG     None      $5/RSF        $23.07
     Suite 790                    7th Floor
------------------------------------------------------------------------------------------------------------------------------------
L-3  New Wave Entertainment        20,993     6/1/96   41    $21.85         Flat        FSG     None         N/A        $21.85
     Sutie 900                    9th Floor
------------------------------------------------------------------------------------------------------------------------------------
L-4  Insurance Co. of West         23,450     5/1/96   60    $22.20         Flat        FSG     None         N/A        $22.20
     Suite 1000                   10th Floor
====================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE LEASES
Glenoaks Plaza o 303 N. Glenoaks Blvd. o Burbank             Second Quarter 1997

===================================================================================================================================
Item   Tenant's Name /          Leased    Lease   Lse Trm      Annual PSF Rent        Expense    Rental Concessions    Effective FSG
                                                           ----------------------             -----------------------
 No.   Building/Location         Area     Date     (mos)   Initial    Adjustments      Basis  Free Rent  TI Allowance  Rent ($/PSF)
-----------------------------------------------------------------------------------------------------------------------------------
L-1  Burbank Executive Center    14,962   2nd Qtr    120    $21.60  4/2002: $24.00      FSG    None       $20.00/RSF     $22.80
     300 E. Magnolia Blvd.                 1997
     Burbank, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-2  Burbank Executive Center     4,280   2nd Qtr    120    $19.80       Flat           FSG   None       $25.00/RSF     $19.80
     333 N. Glenoaks Blvd.                 1997
     Burbank, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-3  Burbank Executive Center    14,158   1st Qtr     60    $19.80   1/99: $20.40       FSG   None        $8.00/RSF     $20.52
     333 N. Glenoaks Blvd.                 1997                     1/2000: $21.00
     Burbank, CA                                                   1/20001: $21.60
===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE SALES
Glenoaks Plaza o 303 N. Glenoaks Blvd. o Burbank             Second Quarter 1997

===================================================================================================================================
Item       Property Name        Date of     Year        No. of       Leased       Occ.@            Sales Price          Overall Cap.
                                                                                              ---------------------
No.        & Location            Sale       Built       Stories       AREA        Sale          Total        PSF        Rate (OAR)
-----------------------------------------------------------------------------------------------------------------------------------
I-1  535 N. Brand Blvd.          Mar-97      1973         11       109,187        50.0%       $10,300,000     $94.33      N/A
     Glendale

-----------------------------------------------------------------------------------------------------------------------------------
I-2  Burbank Executive Plaza     Nov-96      1978-       5 & 6     142,862        80.0%       $13,000,000     $91.00      N/A
     333 N. Glenoaks Blvd.                   1983
     California Federal Building
     300 Magnolia Blvd.
     Burbank

-----------------------------------------------------------------------------------------------------------------------------------
I-3  McKesson Building           Jun-97      1981          3        150,951       97.0%       $19,200,000    $127.19      8.3%
     3280 E. Foothill Blvd.
     Pasadena

-----------------------------------------------------------------------------------------------------------------------------------
I-4  Century Square              Apr-97      1984          11       205,653       100.0%      $41,600,000    $202.28      8.5%
(a)  155 N. Lake Ave.
     Pasadena

-----------------------------------------------------------------------------------------------------------------------------------
(b)  Pasadena Financial Ctr.     Apr-97      1983           9       146,903       100.0%      $26,400,000    $179.71      9.3%
     35 N. Lake Ave.
     Pasadena

     Combined Sale                                                  352,556                   $68,000,000    $192.88      8.8%

-----------------------------------------------------------------------------------------------------------------------------------
I-5  The Tower at Sherman Oaks   Aug-97      1967          14       161,324       79.0%       $20,250,000    $125.52      6.5%
     14724 Ventura Blvd.                  Renovated
     Sherman Oaks                            1991

===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Glenoaks Plaza  o  303 N. Glenoaks Blvd.  o  Burbank
CONCLUSIONS
Market Rent  o  Expense  o  Tenant Improvements & Leasing Commissions

================================================================================
                                                     Annual PSF
                                                 Low          High
--------------------------------------------------------------------------------
Market Rent (Full Service Gross)                $24.00       $24.60

Expenses
  Utilities                                     $2.75        $2.75
  Cleaning                                      $0.80        $0.80
  Repairs & Maintenance                         $1.10        $1.10
  Administration                                $0.60        $0.60
  General Building                              $1.00        $1.00
  Insurance                                     $0.50        $0.50
  Other / Ground Rent                              --           --
  Management Fee                                $0.50        $0.50
--------------------------------------------------------------------------------
Sub-Total Expenses                              $7.25        $7.25
--------------------------------------------------------------------------------

  Property Taxes                                $1.50        $1.50

--------------------------------------------------------------------------------
Total Operating Expenses                        $8.75        $8.75
--------------------------------------------------------------------------------

Typical Lease Term:         5 years
--------------------------------------------------------------------------------

      Tenant Improvements
        New                         $10.00       $15.00
        Renew                        $5.00        $5.00

      Leasing Commissions
        New                          6.0%          6.0%
        Renew                        3.0%          3.0%

      Estimated Absorption of Vacancy          2 months

--------------------------------------------------------------------------------

              Weighted Avg Contract Rent:       $20.61 Annual PSF *

                  Market Rent is generally above contract rent

================================================================================

                                              * - Per the Rent Roll dated Jun-97

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                        Woodland Hills, Financial Center
                           Woodland Hills, California
                          224,955 Rentable Square Feet
                                Los Angeles North
                                   West Valley

Exhibits

      1)          Demographic Profile

      2)          Building Permit Activity - Residential and Non-Residential

      3)          Historical Employment and Unemployment Trends

      4)          June, 1997 Rent Roll

      5)          Summary of Recent Leases in Property

      6)          Summary of Comparable Leases in Market

      7)          Summary of Comparable Office Building Market Activity/Sales

      8)          Summary of Property-Specific Conclusions

            a)    Market Rents and Tenant Improvements (Range)

            b)    Market Rent Versus Current Contract Rents

            c)    Estimated Expense Conclusions

            d)    Leasing Commission Expense

================================================================================


                                       63
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------


                                                                                            Woodland Hills Financial Center
                                                                                                        DEMOGRAPHIC PROFILE
As of August, 1997                                                                               Woodland Hills, California
===========================================================================================================================
                                              1-mile             3-mile            5-mile            City of      County of
Characteristic                            Trade Area         Trade Area        Trade Area       Los Angeles    Los Angeles
===========================================================================================================================
---------------------------------------------------------------------------------------------------------------------------
Population
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                            16,926             133,621          339,946          3,712,674      9,555,105
   1997 Estimate                              15,040             128,723          326,175          3,578,322      9,210,790
   1990 Census                                13,197             123,536          311,953          3,485,398      8,863,164
   1980 Census                                10,391             114,892          279,766          2,968,959      7,477,507
 % Increase 1980-1990                          27.0%                7.5%            11.5%               7.4%          18.5%
 % Increase 1997-2002                          12.5%                3.8%             4.2%               3.8%           3.7%
---------------------------------------------------------------------------------------------------------------------------
Households
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                             8,167              53,320          133,261          1,325,438      3,331,065
   1997 Estimate                               7,202              50,454          125,715          1,274,236      3,171,862
   1990 Census                                 6,047              47,215          117,012          1,217,507      2,989,552
   1980 Census                                 3,970              42,615          104,503          1,138,107      2,730,469
 % Increase 1980-1990                          52.3%               10.8%            12.0%               7.0%           9.5%
 % Increase 1997-2002                          13.4%                5.7%             6.0%               4.0%           5.0%
---------------------------------------------------------------------------------------------------------------------------
Average Household Size
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                              2.07                2.51             2.55               2.80           2.87
   1997 Estimate                                2.09                2.55             2.59               2.81           2.90
   1990 Census                                  2.18                2.62             2.67               2.86           2.96
   1980 Census                                  2.62                2.70             2.68               2.61           2.74
---------------------------------------------------------------------------------------------------------------------------
Household Income
---------------------------------------------------------------------------------------------------------------------------
   Average                                   $96,073             $93,313          $85,722            $68,265        $69,131
   Median                                    $63,286             $58,786          $55,605            $40,940        $45,064
   Per Capital Income                        $46,572             $36,975          $33,387            $24,652        $24,172
---------------------------------------------------------------------------------------------------------------------------
Households by Income
---------------------------------------------------------------------------------------------------------------------------
1997 Estimated Population                      7,202              50,454          125,715          1,274,236      3,171,862
   $150,000 or more                            13.7%               13.9%            11.4%               8.3%           7.6%
   $100,000 to $149,999                        12.8%               11.2%            10.3%               7.4%           8.0%
   $ 75,000 to $ 99,999                        13.3%               12.0%            12.1%               8.8%          10.0%
   $ 50,000 to $ 74,999                        21.6%               20.0%            20.8%              17.2%          19.6%
   $ 35,000 to $ 49,999                        12.5%               13.2%            14.3%              13.9%          14.9%
   $ 25,000 to $ 34,999                         8.9%                9.7%            10.4%              12.1%          11.9%
   $ 15,000 to $ 24,999                         7.7%                9.1%             9.4%              13.4%          12.0%
   $  5,000 to $ 14,999                         7.2%                8.6%             8.8%              14.7%          12.6%
   Under $5,000                                 2.3%                2.4%             2.4%               4.3%           3.5%
---------------------------------------------------------------------------------------------------------------------------
Occupied Units                                 6,047              47,215          117,012          1,217,507      2,989,552
---------------------------------------------------------------------------------------------------------------------------
    Owner Occupied                             56.5%               61.3%            59.5%              39.4%          48.2%
    Renter Occupied                            43.5%               38.7%            40.5%              60.6%          51.8%
1990 Avg. Persons per HH                       2.16%                2.59             2.64               2.80           2.91
---------------------------------------------------------------------------------------------------------------------------
Education
---------------------------------------------------------------------------------------------------------------------------
   Bachelor Degree Only                        26.7%               20.4%            18.7%              14.6%          14.5%
   Graduate Degree                             15.9%               12.0%            10.3%               8.3%           7.8%
===========================================================================================================================
Source:  Equifax National Decision Systems

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Residential Construction Activity - Permits Issued & Valuation
New single family, multi-family, and residential alterations & additions

===================================================================================================================================

City Name                              1990          1991          1992          1993          1994          1995          1996
-----------------------------------------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Units                                  120            62            26            39             6            40            14
   Dollar Volume ($1,000s)           63,536.4      49,963.1      32,712.9      28,622.6      15,521.5      41,262.6      30,170.7
-----------------------------------------------------------------------------------------------------------------------------------
BURBANK
   Units                                   43            28           165           174           163            26           262
   Dollar Volume ($1,000s)           24,699.4      20,386.1      31,922.1      21,951.6      30,370.2      15,449.5      22,588.7
-----------------------------------------------------------------------------------------------------------------------------------
CULVER CITY
   Units                                   48            77             6             3             1             3            51
   Dollar Volume ($1,000s)           11,178.4      17,784.8       4,242.5       4,738.8       3,382.0       2,905.3      10,976.0
-----------------------------------------------------------------------------------------------------------------------------------
GLENDALE
   Units                                  515           221            71           234           109            54            75
   Dollar Volume ($1,000s)           69,535.3      40,366.5      28,380.3      43,214.8      25,605.2      20,222.0      21,316.1
-----------------------------------------------------------------------------------------------------------------------------------
LONG BEACH
   Units                                1,269           627            93            24            82           147            77
   Dollar Volume ($1,000s)          198,662.0     122,529.8      52,394.8      37,136.9      41,563.3      49,500.1      41,028.7
-----------------------------------------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Units                               11,826         5,815         2,627         2,063         2,429         2,637         2,173
   Dollar Volume ($1,000s)        1,883,843.7   1,224,612.2     845,929.3     658,854.2     962,560.1     953,356.4     769,427.1
-----------------------------------------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                                  142            35           100            55            11            42            84
   Dollar Volume ($1,000s)           14,913.9      11,049.2      22,826.5      14,329.4       5,401.3      12,507.2       9,994.7
-----------------------------------------------------------------------------------------------------------------------------------
NORWALK
   Units                                   80           202            37             9            26            58            19
   Dollar Volume ($1,000s)           13,821.8      21,176.5       9,948.0       5,761.2       6,553.3      10,655.5       6,646.0
-----------------------------------------------------------------------------------------------------------------------------------
PASADENA
   Units                                  240           110           426            91           131           171            30
   Dollar Volume ($1,000s)           42,012.8      37,234.4      49,180.2      25,591.6      23,559.5      27,930.1      17,931.8
-----------------------------------------------------------------------------------------------------------------------------------
SANTA MONICA
   Units                                  308           339           218           122            39            66           195
   Dollar Volume ($1,000s)           60,622.3      52,659.6      36,190.6      27,305.5      23,006.2      36,143.2      36,377.4
-----------------------------------------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                                   14             2             3             1             1            34             4
   Dollar Volume ($1,000s)            6,372.2       3,038.1       2,781.3       2,436.3       1,908.7       9,940.8       2,983.6

===================================================================================================================================

TOTAL TRADE AREA
   Units                               14,605         7,518         3,772         2,815         2,998         3,278         2,984
     % of L.A. County                   58.3%         46.4%         34.0%         38.8%         39.3%         39.0%         34.7%
   Dollar Volume ($1,000s)           78,021.4      57,419.1      36,458.9      31,398.6      18,513.5      44,500.6      33,140.7
     % of L.A. County                    1.9%          1.8%          1.4%          1.6%          0.9%          2.0%          1.6%

===================================================================================================================================

LOS ANGELES COUNTY
   Units                               25,045        16,195        11,097         7,259         7,621         8,405         8,590
   Dollar Volume ($1,000s)        4,155,565.2   3,197,540.0   2,600,387.2   1,910,098.4   2,154,472.9   2,256,613.3   2,091,965.1

===================================================================================================================================

==========================================================================
                                 Apr. (4 months )   5-year        7-year
City Name                               1997       Average +     Average ^
--------------------------------------------------------------------------
BEVERLY HILLS
   Units                                     3            25            44
   Dollar Volume ($1,000s)             5,390.9      29,658.1      37,398.5
--------------------------------------------------------------------------
BURBANK
   Units                                     2           158           123
   Dollar Volume ($1,000s)             4,280.2      24,456.4      23,909.7
--------------------------------------------------------------------------
CULVER CITY
   Units                                     2            13            27
   Dollar Volume ($1,000s)               994.3       5,248.9       7,886.8
--------------------------------------------------------------------------
GLENDALE
   Units                                    14           109           183
   Dollar Volume ($1,000s)             4,473.3      27,747.7      35,520.0
--------------------------------------------------------------------------
LONG BEACH
   Units                                    18            85           331
   Dollar Volume ($1,000s)            11,570.0      44,324.8      77,545.1
--------------------------------------------------------------------------
LOS ANGELES CITY
   Units                                   733         2,386         4,224
   Dollar Volume ($1,000s)           243,914.6     838,025.4   1,042,654.7
--------------------------------------------------------------------------
MONTEREY PARK
   Units                                    10            58            67
   Dollar Volume ($1,000s)             2,531.6      13,011.8      13,003.2
--------------------------------------------------------------------------
NORWALK
   Units                                     3            30            62
   Dollar Volume ($1,000s)             1,655.3       7,912.8      10,651.8
--------------------------------------------------------------------------
PASADENA
   Units                                    87           170           171
   Dollar Volume ($1,000s)            16,357.7      28,838.6      31,920.1
--------------------------------------------------------------------------
SANTA MONICA
   Units                                    25           128           184
   Dollar Volume ($1,000s)             9,621.4      31,804.6      38,900.7
--------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                                     -             9             8
   Dollar Volume ($1,000s)               606.0       4,010.1       4,208.7

==========================================================================

TOTAL TRADE AREA
   Units                                   897         3,169         5,424
     % of L.A. County                    32.4%         36.9%         45.1%
   Dollar Volume ($1,000s)             6,284.9      32,802.5      42,779.0
     % of L.A. County                     0.9%          1.5%          1.6%

==========================================================================

LOS ANGELES COUNTY
   Units                                 2,772         8,594        12,030
   Dollar Volume ($1,000s)           725,231.6   2,202,707.4   2,623,806.0

==========================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Non-Residential Construction Activity - Permits Issued & Valuation
New commercial, industrial, other, and non-residential alterations & additions

====================================================================================================
City Name                        1990          1991          1992         1993           1994
----------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Dollar Volume ($1,000s)       30,284.7      32,673.9      71,681.4     112,129.9      55,809.7
    % Change                           --           7.9%        119.4%         56.4%        -50.2%
----------------------------------------------------------------------------------------------------
BURBANK
   Dollar Volume ($1,000s)      127,622.4      68,951.8      36,459.1     132,212.0      73,459.9
    % Change                           --         -46.0%        -47.1%        262.6%        -44.4%
----------------------------------------------------------------------------------------------------
CULVER CITY
   Dollar Volume ($1,000s)       12,736.9      30,764.7      25,824.0      16,512.9      29,418.8
    % Change                           --         141.5%        -16.1%        -36.1%          7.2%
----------------------------------------------------------------------------------------------------
GLENDALE
   Dollar Volume ($1,000s)      158,610.0      63,317.6      58,840.5      46,640.2      41,908.7
    % Change                           --         -60.l%         -7.1%        -20.7%        -10.1%
----------------------------------------------------------------------------------------------------
LONG BEACH
   Dollar Volume ($1,000s)      113,394.8      65,859.8      54,709.3      66,678.8      46,979.9
    % Change                           --         -41.9%        -16.9%         21.9%        -29.5%
----------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Dollar Volume ($1,000s)    1,580,738.8   1,241,390.3     847,187.7     900,571.6   1,210,075.6
    % Change                           --         -21.5%        -31.8%          6.3%         34.4%
----------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                         15,929.6      28,452.4      20,932.6       9,089.2       8,068.1
   Dollar Volume ($1,000s)             --          78.6%        -26.4%        -56.6%        -11.2%
----------------------------------------------------------------------------------------------------
NORWALK
   Units                         10,450.8       1,154.7       1,620.9       4,283.5       4,265.0
   Dollar Volume ($1,000s)             --         -89.0%        -40.4%        164.3%         -0.4%
----------------------------------------------------------------------------------------------------
PASADENA
   Dollar Volume ($1,000s)       57,784.2      63,283.9      37,409.5      43,560.4      37,056.7
    % Change                           --           9.5%        -40.9%         16.4%        -14.9%
----------------------------------------------------------------------------------------------------
SANTA MONICA
   Dollar Volume ($1,000s)      123,070.4      80,562.8      43,188.0      24,499.2      25,396.3
    % Change                           --         -34.5%        -46.4%        -43.3%          3.7%
----------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                          7,941.1       4,750.9       5,889.4       9,721.3       4,089.3
   Dollar Volume ($1,000s)             --         -40.2%         24.0%         65.1%        -57.9%
====================================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)    2,238,563.7   1,681,162.8   1,203,742.4   1,365,899.0   l,536,526.0
    % of L.A. County                 58.4%         61.4%         56.4%         62.8%         67.0%
    % Change                           --         -24.9%        -28.4%         13.5%         12.5%
====================================================================================================
LOS ANGELES COUNTY
   Dollar Volume ($1,000s)    3,831,079.4   2,739,595.5   2,135,069.9   2,176,509.5   2,292,921.0
     % Change                          --         -28.5%        -22.1%          1.9%          5.3%
====================================================================================================

====================================================================================================
                                                         Apr.(4 months)      5-year         7-year
City Name                        1995          1996           1997           Average+       Average^
----------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Dollar Volume ($1,000s)       43,042.1      53,540.6      24,792.5        67,241          52,994
    % Change                        -22.9%         24.4%           --            --              --
----------------------------------------------------------------------------------------------------
BURBANK
   Dollar Volume ($1,000s)      109,051.1     133,693.0      23,857.8      96,975.0        97,349.9
    % Change                         48.4%         22.6%           --            --              --
----------------------------------------------------------------------------------------------------
CULVER CITY
   Dollar Volume ($1,000s)       20,756.5      19,146.7       4,918.2        22,332          20,010
    % Change                        -29.4%         -7.8%           --            --              --
----------------------------------------------------------------------------------------------------
GLENDALE
   Dollar Volume ($1,000s)       48,571.4      65,364.0      63,150.6      52,264.6        69,035.8
    % Change                         15.9%         34.6%           --            --              --
----------------------------------------------------------------------------------------------------
LONG BEACH
   Dollar Volume ($1,000s)       50,773.0     102,203.0      14,790.9        64,269          64,424
    % Change                          8.1%        101.3%           --            --              --
----------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Dollar Volume ($1,000s)      903,610.9     791,719.8     251,424.3       930,633         965,840
    % Change                        -25.3%        -12.4%           --            --              --
----------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                          3,792.7       6,856.6       1,093.7       9,747.8        13,303.0
   Dollar Volume ($1,000s)          -53.0%         60.8%           --          (0.1)            0.0
----------------------------------------------------------------------------------------------------
NORWALK
   Units                          7,482.5       3,980.2       7,524.6       4,326.4         4,748.2
   Dollar Volume ($1,000s)           75.4%        -46.8%           --           0.5             O.2
----------------------------------------------------------------------------------------------------
PASADENA
   Dollar Volume ($1,000s)       33,838.0      32,528.0      12,749.2      36,878.5        43,637.2
    % Change                         -8.7%         -3.9%           --            --              --
----------------------------------------------------------------------------------------------------
SANTA MONICA
   Dollar Volume ($1,000s)       41,184.6      33,100.3      12,737.6        33,474          47,967
    % Change                         62.2%        -19.6%           --            --              --
----------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                          1,200.7       6,971.6         970.0       5,574.5         5,794.9
   Dollar Volume ($1,000s)          -70.6%        480.6%           --           0.9             0.7
====================================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)    1,283,303.5   1,249,103.8     418,009.4   1,323,714.9     1,505,471.6
    % of L.A. County                 63.4%         59.3%         60.5%         61.8%           61.0%
    % Change                        -17.8%         -1.1%           --            --              --
====================================================================================================
LOS ANGELES COUNTY
   Dollar Volume ($1,000s)    1,993,022.7   2,105,856.8     690,408.3   2,140,676.0     2,467,722.1
    % Change                        -13.1%          5.7%           --            --              --
====================================================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Southern California
EMPLOYMENT & UNEMPLOYMENT TRENDS

========================================================================================
Name                        1992        1993          1994        1995          1996
----------------------------------------------------------------------------------------
STATE OF CALIFORNIA
    Labor Force           15,404,255   15,359,518   15,449,963   15,427,261   15,596,139
    Employment            13,973,304   13,918,275   14,122,088   14,216,727   14,469,924
    Unemployment           1,430,951    1,441,243    1,327,875    1,210,534    1,126,215
    Unemployment Rate           9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
LOS ANGELES COUNTY
    Labor Force            4,503,804    4,404,104    4,366,207    4,359,656    4,415,428
    Employment             4,062,416    3,970,748    3,957,037    4,016,191    4,052,561
    Unemployment             441,388      433,356      409,170      343,465      362,867
    Unemployment Rate           9.8%         9.8%         9.4%         7.9%         8.2%
----------------------------------------------------------------------------------------
LOS ANGELES CITY
    Labor Force            1,815,313    1,775,228    1,768,612    1,760,755    1,775,638
    Employment             1,614,309    1,577,882    1,581,236    1,603,594    1,610,392
    Unemployment             201,004      197,346      187,376      157,161      165,246
    Unemployment Rate          11.1%        11.1%        10.6%         8.9%         9.3%
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
    UNEMPLOYMENT RATE           1992         1993         1994         1995         1996
----------------------------------------------------------------------------------------
    STATE OF CALIFORNIA         9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
    LOS ANGELES COUNTY          9.8%         9.8%         9.4%         7.9%         8.2%
    LOS ANGELES CITY           11.1%        11.1%        10.6%         8.9%         9.3%

        Source: U.S. Bureau of Labor Statistics / Local Area Unemployment
----------------------------------------------------------------------------------------

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                         WOODLAND HILLS FINANCIAL CENTER
                        RENT ROLL - AS OF JUNE 30, 1997

------------------------------------------------------------------------------------------------
                                                    %      LEASE     LEASE          BASE RENT
Suite #   TENANT NAME                    Sq. Ft.  OCC'D  START DATE END DATE     CURR YR.   PSF.
------------------------------------------------------------------------------------------------

101     Presidential Mortgage Co.        19,600    8.7%   08/01/93  07/31/03    $505,680  $25.80
------------------------------------------------------------------------------------------------

200     Employers Reinsurance Corp.       7,452    3.3%   12/01/95  11/30/01    $168,117  $22.56
------------------------------------------------------------------------------------------------

210     Woodland Hills Enterprises        5,130    2.3%   06/01/89  05/31/99    $150,216  $29.28
------------------------------------------------------------------------------------------------

302     California / Equicredit Corp.     1,308    0.6%   11/01/95  01/31/99     $26,369  $20.16
------------------------------------------------------------------------------------------------

306     Steven Zimmerman                    532    0.2%   01/01/96  12/31/00     $10,534  $19.80
------------------------------------------------------------------------------------------------

307     M.H. Assoc. Securities MGM          807    0.4%   10/01/96  03/31/98     $16,200  $20.07
------------------------------------------------------------------------------------------------

309     Glen Shuman, CPA                  1,030    0.5%   09/01/96  08/31/99     $19,158  $18.60
------------------------------------------------------------------------------------------------

311     Peter S. Muffoletto               1,465    0.7%   07/01/95  06/30/00     $31,644  $21.60
------------------------------------------------------------------------------------------------

315     Torres and Winetrobe                966    0.4%   12/01/94  11/30/99     $18,779  $19.44
------------------------------------------------------------------------------------------------

316     James S. Kim                      1,016    0.5%   09/01/94  08/31/97     $20,117  $19.80
------------------------------------------------------------------------------------------------

320     John G. Vileisis                  2,267    1.0%   07/10/95  06/30/98     $44,887  $19.80
------------------------------------------------------------------------------------------------

325     Daniel A. Bergman                 3,116    1.4%   06/01/94  08/31/99     $63,564  $20.40
------------------------------------------------------------------------------------------------

400     Knoll Pharmaceuticals               589    0.3%   06/01/96  04/30/97          $0   $0.00
------------------------------------------------------------------------------------------------

401     Pinnacle Contracting Corp.        1,884    0.8%   05/01/97  04/30/98     $34,200  $18.15
------------------------------------------------------------------------------------------------

409     Knoll Pharmaceuticals             2,735    1.2%   11/01/95  10/31/00     $55,794  $20.40
------------------------------------------------------------------------------------------------

412     RTI Temps, Inc.                     955    0.4%   05/01/97  04/30/02     $20,628  $21.60
------------------------------------------------------------------------------------------------

415     Interactive Cable Systems           489    0.2%   06/01/95  05/31/05          $0   $0.00
------------------------------------------------------------------------------------------------

419     Stephen M. Weir                   2,871    1.3%   01/01/95  12/31/99     $57,535  $20.04
------------------------------------------------------------------------------------------------

420     The Support Group Inc.            1,969    0.9%   09/01/93  02/28/99     $37,800  $19.20
------------------------------------------------------------------------------------------------

424     Muilen & Fillipi                  1,807    0.8%   10/01/92  09/30/97     $41,196  $22.80
------------------------------------------------------------------------------------------------

501     Exact Staff Incorporated          1,295    0.6%   04/01/97  03/31/00     $25,641  $19.80
------------------------------------------------------------------------------------------------

505     Larry Negrin                      1,343    0.6%   05/01/95  04/30/00     $33,038  $24.60
------------------------------------------------------------------------------------------------

506     James E. Harris                     556    0.2%   02/03/97  02/28/00     $10,008  $18.00
------------------------------------------------------------------------------------------------

507     Thomas Carter, MD                   425    0.2%   09/01/95  08/31/98      $8,415  $19.80
------------------------------------------------------------------------------------------------

512     COPCA                               425    0.2%   04/15/97  10/31/98      $7,920  $18.64
------------------------------------------------------------------------------------------------

513     Mcauley Medical Corporation         539    0.2%   01/01/97  08/31/97     $10,996  $20.40
------------------------------------------------------------------------------------------------

519     Belon - Page Agency                 773    0.3%   04/01/95  03/31/98     $15,305  $19.80
------------------------------------------------------------------------------------------------

523     R. Cohen & k.L. Schwatz           1,354    0.6%   03/01/95  02/28/98     $26,809  $19.80
------------------------------------------------------------------------------------------------

605     D.M.F. Insurance Services           884    0.4%   10/15/95  10/14/00     $17,503  $19.80
------------------------------------------------------------------------------------------------

610     Metron, Inc.                      6,103    2.7%   06/21/96  06/20/01    $124,501  $20.40
------------------------------------------------------------------------------------------------

700     Sandor G. Dresnin, MD, Inc.         618    0.3%   11/01/94  10/31/97     $12,236  $19.80
------------------------------------------------------------------------------------------------

701     Standard Planning Corporation     2,166    1.0%   12/01/94  11/30/97     $46,526  $21.48
------------------------------------------------------------------------------------------------

702     Hiller & Prince, CPA              2,579    1.1%   07/01/96  06/01/01     $49,517  $19.20
------------------------------------------------------------------------------------------------

703     Right Mgmt Consultants            3,651    1.6%   05/01/93  04/30/98     $72,288  $19.80
------------------------------------------------------------------------------------------------

704     Employee Selection Services         869    0.4%   03/01/97  02/28/98     $17,100  $19.68
------------------------------------------------------------------------------------------------

750     Gary A. Rosenberg                 4,359    1.9%   08/01/95  01/31/00    $102,000  $23.40
------------------------------------------------------------------------------------------------

801     Genson, Evan, Crandall, Wade     12,889    5.7%   08/01/96  07/31/01    $255,202  $19.80
------------------------------------------------------------------------------------------------

905     Biegenzahn Weinberg               1,494    0.7%   01/15/95  01/14/98     $30,119  $20.16
------------------------------------------------------------------------------------------------

906     Transworld Systems                  990    0.4%   11/01/93  04/30/97     $18,648  $18.84
------------------------------------------------------------------------------------------------

907     Investors Title Company           2,049    0.9%   10/01/95  09/30/00     $44,256  $21.60
------------------------------------------------------------------------------------------------

920     Perlman & Markle                  1,449    0.6%   12/15/94  12/14/99     $27,821  $19.20
------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
                                         Marked to Market     RENT STEPS & OPTIONS
Suite #   TENANT NAME                    CURR. YR.    PSF. (INCLUDING ESCALATION SCHEDULE)
----------------------------------------------------------------------------------------------------

                                                           Escalation $3,924/yr. Signage $39,750/yr.
                                                           Rent Increases 08/01/98 $26.40/sf
101     Presidential Mortgage Co.        $505,680  $25.80                 02/01/01 $27.00/sf
----------------------------------------------------------------------------------------------------
                                                           Escalation $1,392/yr. RE $228.00/yr.
200     Employers Reinsurance Corp.      $168,117  $22.56  Rent Increase 06/01/99 $24.96sq. ft.
----------------------------------------------------------------------------------------------------

210     Woodland hills Enterprises       $105,165  $20.50  Escalation $5,892/yr.
----------------------------------------------------------------------------------------------------
                                                           Rent Increase: $20.16/sf @ 11/01/97
302     California/Equicredit Corp        $26,369  $20.16  (included in base rent)
----------------------------------------------------------------------------------------------------

306     Steven Zimmerman                  $10,534  $19.80
----------------------------------------------------------------------------------------------------

307     M.H. Assoc. Securities MGM        $16,200  $20.07  Escalation $168.00/yr.
----------------------------------------------------------------------------------------------------

309     Glen Shuman, CPA                  $19,158  $18.60
----------------------------------------------------------------------------------------------------

311     Peter S. Muffoletto               $30,033  $20.50  Escalation $108/yr.
----------------------------------------------------------------------------------------------------

315     Torres and Winetrobe              $18,779  $19.44  Escalation $84/yr.
----------------------------------------------------------------------------------------------------

316     James S. Kim                      $20,117  $19.80  Escalation $72/yr.
----------------------------------------------------------------------------------------------------

320     John G. Vileisis                  $44,887  $19.80  Escalation $144/yr.
----------------------------------------------------------------------------------------------------

325     Daniel A. Bergman                 $63,564  $20.40  Escalation $1,212.00/yr.
----------------------------------------------------------------------------------------------------

400     Knoll Pharmaceuticals                  $0   $0.00  Storage - $3,000/yr.
----------------------------------------------------------------------------------------------------

401     Pinnacle Contracting Corp.        $34,200  $18.15  Escalation $60/yr.
----------------------------------------------------------------------------------------------------

409     Knoll Pharmaceuticals             $55,794  $20.40
----------------------------------------------------------------------------------------------------

412     RTI Temps, Inc.                   $20,628  $21.60
----------------------------------------------------------------------------------------------------

415     Interactive Cable Systems              $0   $0.00  Satelite - Escalation $36/yr
----------------------------------------------------------------------------------------------------

419     Stephen M. Weir                   $57,535  $20.04  Escalation $636/yr.
----------------------------------------------------------------------------------------------------

420     The Support Group Inc.            $37,800  $19.20
----------------------------------------------------------------------------------------------------

424     Muilen & Fillipi                  $37,044  $20.50  Escalation $360.00/yr.
----------------------------------------------------------------------------------------------------

501     Exact Staff Incorporated          $25,641  $19.80
----------------------------------------------------------------------------------------------------

505     Larry Negrin                      $27,532  $20.50  Escalation $96/yr.
----------------------------------------------------------------------------------------------------

506     James E. Harris                   $10,008  $18.00
----------------------------------------------------------------------------------------------------

507     Thomas Carter, MD                  $8,415  $19.80  Escalation $24.00/yr.
----------------------------------------------------------------------------------------------------

512     COPCA                              $7,920  $18.64
----------------------------------------------------------------------------------------------------

513     Mcauley Medical Corporation       $10,996  $20.40  Escalation $36/yr.
----------------------------------------------------------------------------------------------------

519     Belon - Page Agency               $15,305  $19.80
----------------------------------------------------------------------------------------------------

523     R. Cohen & k.L. Schwatz           $26,809  $19.80
----------------------------------------------------------------------------------------------------

605     D.M.F. Insurance Services         $17,503  $19.80
----------------------------------------------------------------------------------------------------

610     Metron, Inc.                     $124,501  $20.40
----------------------------------------------------------------------------------------------------

700     Sandor G. Dresnin, MD. Inc.       $12,236  $19.80  Escalation $48/yr
----------------------------------------------------------------------------------------------------

701     Standard Planning corporation     $44,403  $20.50
----------------------------------------------------------------------------------------------------

702     Hiller & Prince, CPA              $49,517  $19.20
----------------------------------------------------------------------------------------------------

703     Right Mgmt Consultants            $72,288  $19.80
----------------------------------------------------------------------------------------------------

704     Employee Selection services       $17,100  $19.68  Escalation $180.000/yr.
----------------------------------------------------------------------------------------------------

750     Gary A. Rosenberg                 $89,360  $20.50  Escalation $312/yr.
----------------------------------------------------------------------------------------------------

801     Genson, Evan, Crandall, Wade     $255,202  $19.80
----------------------------------------------------------------------------------------------------

905     Biegenzahn Weinberg               $30,119  $20.16  Escalation $84/yr
----------------------------------------------------------------------------------------------------

906     Transworld Systems                $18,648  $18.84  Escalation $456/yr
----------------------------------------------------------------------------------------------------

907     Investors Title Company           $42,005  $20.50  Escalation $936/yr
----------------------------------------------------------------------------------------------------

920     Perlman & Markle                  $27,821  $19.20  Escalation $132/yr
----------------------------------------------------------------------------------------------------

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                         WOODLAND HILLS FINANCIAL CENTER
                         RENT ROLL - AS OF JUNE 30, 1997

------------------------------------------------------------------------------------------------
                                                    %      LEASE     LEASE          BASE RENT
Suite #   TENANT NAME                    Sq. Ft.  OCC'D  START DATE END DATE     CURR YR.   PSF.
------------------------------------------------------------------------------------------------

922     Prime Communications                290    0.1%   01/01/96  12/31/01         $0    $0.00
------------------------------------------------------------------------------------------------

925     New York Deli                     1,035    0.5%   08/01/94  03/31/99    $20,493   $19.80
------------------------------------------------------------------------------------------------

1000    America Consulting                4,343    1.9%   04/15/96  06/30/01    $85,991   $19.80
------------------------------------------------------------------------------------------------

1005    Career Strategies, Inc.           2,018    0.9%   07/01/96  06/30/99    $40,441   $20.04
------------------------------------------------------------------------------------------------

1010    Congressman Brad Sherman          2,104    0.9%   01/03/97  12/31/98    $45,194   $21.48
------------------------------------------------------------------------------------------------

1020    Marketon, Inc.                    4,178    1.9%   10/01/93  04/30/99    $84,984   $20.34
------------------------------------------------------------------------------------------------

1025    Robert Lampl, Esq                 1,792    0.8%   02/15/97  03/31/04    $35,482   $19.80
------------------------------------------------------------------------------------------------

1100    Bio Medical Applications, Inc.    6,224    2.8%   08/01/88  07/31/98   $186,332   $29.94
------------------------------------------------------------------------------------------------

1101    Business Computers Network        2,447    1.1%   12/01/96  11/30/03    $46,288   $18.92
------------------------------------------------------------------------------------------------

1200    Dennison, Bennett, & Press       14,386    6.4%   03/01/94  05/31/00   $477,072   $33.16
------------------------------------------------------------------------------------------------

2100    Wells Fargo Bank                  8,983    4.0%   06/22/96  06/30/06   $155,226   $17.28
------------------------------------------------------------------------------------------------

2103    Discount Brokerage Services       1,425    0.6%   06/25/96  06/30/01    $27,360   $19.20
------------------------------------------------------------------------------------------------

2200    Qualified Benefits, Inc.          9,202    4.1%   07/01/95  06/30/00   $198,763   $21.60
------------------------------------------------------------------------------------------------

2210    On Site Laser Medic, Inc.         3,046    1.4%   12/01/95  11/30/99    $51,514   $16.91
------------------------------------------------------------------------------------------------

2213    Brad Sherman                        500    0.2%   01/03/97  12/31/98     $6,000   $12.00
------------------------------------------------------------------------------------------------

2300    Lang, Hanigan & Carvalho          4,521    2.0%   11/01/94  10/31/99    $86,803   $19.20
------------------------------------------------------------------------------------------------

2310    Senex Insurance Services, Inc.    4,707    2.1%   01/01/97  12/31/02    $98,847   $21.00
------------------------------------------------------------------------------------------------

2321    The ALS Association               4,437    2.0%   01/01/93  11/30/98   $147,779   $33.31
------------------------------------------------------------------------------------------------

2400    Pacific Homes                    13,989    6.2%   03/01/88  02/28/98   $329,405   $23.55
------------------------------------------------------------------------------------------------

RF4     Incomnet, Inc.                        0    0.0%   11/01/95  07/31/98         $0
------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------

        Vacant Sq Ft                     30,530   13.6%                        $625,865   $20.50
------------------------------------------------------------------------------------------------

        Total NRA                       224,955  100.0%                      $5,028,107   $22.35
------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
                                            Marked to Market     RENT STEPS & OPTIONS
Suite #   TENANT NAME                       CURR. YR.    PSF. (INCLUDING ESCALATION SCHEDULE)
----------------------------------------------------------------------------------------------------------

922     Prime Communications                     $0   $0.00   Satelite
----------------------------------------------------------------------------------------------------------

925     New York Deli                       $20,493  $19.80   Escalation $480/yr.
----------------------------------------------------------------------------------------------------------

1000    America Consulting                  $85,991  $19.80
----------------------------------------------------------------------------------------------------------

1005    Career Strategies, Inc.             $40,441  $20.04
----------------------------------------------------------------------------------------------------------
                                                              Rent Increase: $21.48/sf @ 1/3/98
1010    Congressman Brad sherman            $43,132  $20.50   (included in base rent)
----------------------------------------------------------------------------------------------------------

1020    Marketon, Inc.                      $84,984 $20.34   Escalation $1,932/yr.
----------------------------------------------------------------------------------------------------------

1025    Robert Lampl. Esq                   $35,482  $19.80
----------------------------------------------------------------------------------------------------------
                                                              Escalation $15,612/yr.
1100    Bio Medical Applications, Inc.     $127,592  $20.50   CPI - $33,224.40/yr. (included in base rent)
----------------------------------------------------------------------------------------------------------

1101    Business Computers Network          $46,288  $18.92
----------------------------------------------------------------------------------------------------------

1200    Dennison, Bennett, & Press         $294,913  $20.50   Escalation $15,708/yr.
----------------------------------------------------------------------------------------------------------

2100    Wells Fargo Bank                   $155,226  $17.28
----------------------------------------------------------------------------------------------------------

2103    Discount Brokerage Services         $27,360  $19.20
----------------------------------------------------------------------------------------------------------

2200    Qualified Benefits, Inc.           $188,641  $20.50
----------------------------------------------------------------------------------------------------------

2210    On Site Laser Medic, Inc.           $51,514  $16.91
----------------------------------------------------------------------------------------------------------

2213    Brad Sherman                         $6,000  $12.00
----------------------------------------------------------------------------------------------------------

2300    Lang, Hanigan & Carvalho            $86,803  $19.20   Escalation $312/yr.
----------------------------------------------------------------------------------------------------------

2310    Senex Insurance Services, Inc.      $98,847  $21.00
----------------------------------------------------------------------------------------------------------

2321    The ALS Association                 $90,959  $20.50   Escalation $3,492/yr.
----------------------------------------------------------------------------------------------------------
                                                              Escalation $30,660/yr.
2400    Pacific Homes                      $266,775  $20.50   CPI $44,032.92 (included in base rent)
----------------------------------------------------------------------------------------------------------

RF4     Incomnet, Inc.                                        Satelite; CPI $179.16
----------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------

        Vacant Sq Ft                       $625,865  $20.50
----------------------------------------------------------------------------------------------------------

        Total NRA                        $4,602,236  $20.46
----------------------------------------------------------------------------------------------------------

Notes:
Retail tenants indicated in italics.
Shaded cells indicate rents marked to market.
(1) Market rent estimate supported by Cushman & Wakefield market study and recent leasing activity.

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                   [GRAPHIC OMITTED]

                                      [STREET MAP]

WOODLAND HILLS FINANCIAL CENTER: 21031 Ventura Blvd, Los Angeles, 91367, Page & Grid 560 B2

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

PEER BUILDING ANALYSIS
Woodland Hills Financial Center o 21031 Ventura Boulevard    Second Quarter 1997

========================================================================================================
                                         Building Information
Item  Building Name /              No. of    Area    Avg. Flr.  Year           Available Space (SF)
No.   Location                     Stories   (SF)    Area (SF)  Built      Floor(s)    Direct   Sublease
--------------------------------------------------------------------------------------------------------
R-1   Carlton Plaza                   4     150,000   37,500     1986         Ground        0       0
      20750 Ventura Boulevard                                                      3   16,000       0
                                                                                   -   ------       -
                                                                                       16,000       0
--------------------------------------------------------------------------------------------------------
R-2   Warner Corporate Center        12     251,840   20,987     1988         Ground    5,161       0
      21300 Victory Boulevard                                                   2-11   12,269       0
                                                                                ----   ------       -
                                                                                       17,430       0
--------------------------------------------------------------------------------------------------------
R-3   Warner Park Center              3     60,000   20,000     1986         Ground        0       0
      21800 Burbank Boulevard                                                      2    4,055       0
                                                                                   -    -----       -
                                                                                        4,055       0
--------------------------------------------------------------------------------------------------------
R-4   Warner Gateway I & 11           3     239,164   79,721     1989         Ground    2,662       0
      21820/21860 Burbank Boulevard                                                3   13,235       0
                                                                                   -   ------       -
                                                                                       15,897       0
--------------------------------------------------------------------------------------------------------
R-5   Kaufman & Broad Building        3      90,000   30,000     1985         Ground    7,642       0
      21900 Burbank Boulevard                                                  2 - 3   33,831       0
                                                                               -----   ------       -
                                                                                       41,473       0
--------------------------------------------------------------------------------------------------------
R-6   Warnerview                      3      63,000   21,000     1981         Ground   16,376       0
      5959 Topanga Boulevard                                                       2    2,000       0
                                                                                   -    -----       -
                                                                                       18,376       0
--------------------------------------------------------------------------------------------------------
MARKET TOTALS                        28     854,004   30,500                          113,231       0
========================================================================================================

==========================================================================================
                                       Overall         Quoted
Item  Building Name /               Availability     Annual Rent   Lease  Occupancy Ratio
No.   Location                          (SF)         PSF     PSF    Type   Direct  Overall
------------------------------------------------------------------------------------------
R-1   Carlton Plaza                                $0.00  -  $0.00  ---     89.3%   89.3%
      20750 Ventura Boulevard           Total     $15.00  - $15.00  FSG
                                       16,000
------------------------------------------------------------------------------------------
R-2   Warner Corporate Center                     $22.80  - $22.80  FSG     93.1%   93.1%
      21300 Victory Boulevard           Total     $21.00  - $22.80  FSG
                                       17,430
------------------------------------------------------------------------------------------
R-3   Warner Park Center                           $0.00  -  $0.00  ---     93.2%   93.2%
      21600 Burbank Boulevard           Total     $22.80  - $22.80  FSG
                                        4,055
------------------------------------------------------------------------------------------
R-4   Warner Gateway I & 11                       $23.40  - $23.40  FSG     93.4%   93.4%
      21820121860 Burbank Boulevard     Total     $23.40  - $23.40  FSG
                                       15,897
------------------------------------------------------------------------------------------
R-5   Kaufman & Broad Building                    $22.20  - $23.40  FSG     53.9%   53.9%
      21900 Burbank Boulevard           Total     $22.80  - $23.40  FSG
                                       41,473
------------------------------------------------------------------------------------------
R-6   Warnerview                                  $21.00  - $21.00  FSG     70.9%   70.8%
      5959 Topanga Boulevard            Total     $21.00  - $21.00  FSG
                                       18,378
------------------------------------------------------------------------------------------
MARKET TOTALS                         113,231                               86.7%   86.7%
==========================================================================================

                             ---------------------------------------------------
                             $21.25 - $21.71 Direct Weighted Average Rental Rate
                             ---------------------------------------------------

                               [GRAPHIC OMITTED]

[Bar graph: Office Building Activity Chart, Woodland Hills Area, comparing Occupancy Ratio to No. of Stories]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

RECENT LEASES
Woodland Hills Financial Center o 21031 Ventura Blvd. o Woodland Hills

                                                             Second Quarter 1997

===================================================================================================================================
Item      Tenant's Name /         Area (SF)   Lease  Lse Trm    Annual PSF Rent       Expense    Rental Concessions    Effective FSG
                                                             -----------------------           -----------------------
No.       Suite                     Floor     Date    (mos)  Initial     Adjustments   Basis  Free Rent  TI Allowance  Rent ($/PSF)
-----------------------------------------------------------------------------------------------------------------------------------
L-1  RTI Temps, Inc.                 955      5/1/97   60    $21.60         Flat        FSG     None        None        $21.60
     Suite 412                    4th Floor
------------------------------------------------------------------------------------------------------------------------------------
L-2  Exact Staff Incorporated       1,295     4/1/97   36    $19.80         Flat        FSG     None       $7/RSF       $19.80
     Suite 501                    5th Floor
------------------------------------------------------------------------------------------------------------------------------------
L-3  Robert Lampl. Esq.             1,792    2/15/97   86    $19.80         Flat        FSG     None      $21/RSF       $19.80
     Suite 1025                  10th Floor
------------------------------------------------------------------------------------------------------------------------------------
L-4  Senex Insurance
     Services, Inc.                 4,707     1/1/97   72    $21.00         Flat        FSG     None        None        $21.00
     Suite 2310                  23th Floor
====================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE LEASES
Woodland Hills Financial Center o 21031 Ventura Blvd. o Woodland Hills
                                                             Second Quarter 1997

===================================================================================================================================
Item                            Area(SF)    Lease Lse Trm      Annual PSF Rent        Expense    Rental Concessions    Effective FSG
                                                           ----------------------             -----------------------
 No.   Building/Location        Floor        Date  (mos)   Initial    Adjustments      Basis  Free Rent  TI Allowance  Rent ($/PSF)
-----------------------------------------------------------------------------------------------------------------------------------
L-1   Airtouch Cellular          5,693       2nd Qtr  60    $21.36        Flat           FSG   One month   $16.00/RSF    $21.00
      5947 Variel Avenue        1st Flr       1997
      Woodland Hills, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-2   New America                3,000       1st Qtr  60    $19.20        Flat           FSG   Two months  $20.00/RSF    $18.56
      Warner Atriums            1st Flr       1997
      6400 Canoga Avenue
      Woodland Hills, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-3   Language Systems           1,738       1st Qtr  36    $19.80        Flat           FSG      None      $5.00/RSF    $19.80
      Warnerview                3rd Flr       1997
      5959 Topanga Canyon Blvd.
      Woodland Hills, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-4   Medical Diagnostic Imaging 10,274      1st Qtr  60    $19.80   Mos 31-60: $21.00   FSG      None     $22.00/RSF    $20.40
      Wasthills Plaza           1st Flr       1997
      20700 Ventura Boulevard
      Woodland Hills

-----------------------------------------------------------------------------------------------------------------------------------
L-5   Financial Idemnity         46,666      1st Qtr 123    $19.20    Mos 4-60: $20.52   FSG      None     $33.00/RSF    $21.84
      Warner Center Phase III 17 & l8th Flr   1997                   Mos 61-123: $23.16
      21650 Oxnard Street
      Woodland Hills, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-6   Royal Specialty Insur.      9,000      1st Qtr  72    $22.20   Mos 37-72: $23.40   FSG      None      $4.00/RSF    $22.20
      Warner Center Phase IV    15th Flr      1997
      21700 Oxnard Street
      Woodland Hills, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-7   Science & Applied          16,000      1st Qtr  36    $19.80        Flat           FSG      None      $5.00/RSF    $19.80
      Technology                1st Flr       1997
      21050 Calif. Street
      Woodland Hills, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-8   Silver Saddle Ranch         2,690      4th Qtr  36    $18.00        Flat           FSG      None      $5.00/RSF    $18.00
      Warner Atriums            2nd Flr       1996
      6400 Canoga Avenue
      Woodland Hills, CA

===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE SALES
Woodland Hills Financial Center o 21031 Ventura Blvd. o Woodland Hills
                                                             Second Quarter 1997

===================================================================================================================================
Item       Property Name          Date of    Year        No. of        Total       Occ.@            Sales Price        Overall Cap.
                                                                                              ---------------------
No.        & Location               Sale     Built       Stories       NRSF        Sale          Total        PSF       Rate (OAR)
-----------------------------------------------------------------------------------------------------------------------------------
I-1  The Tower at Sherman Oaks   Aug-97      1967          14        161,324       79.0%       $20,250,000    $125.52      6.5%
     14724 Ventura Blvd.                  Renovated
     Sherman Oaks                            1991

-----------------------------------------------------------------------------------------------------------------------------------
I-2  Abbey Center                Mar-97      1985           4         80,014        88.0%       $7,500,000     $93.73      9.5%
     6800 Owensmouth Ave.
     Canoga Park

-----------------------------------------------------------------------------------------------------------------------------------
L-3  Warner Premier              Jan-97      1990           3         59,910       100.0%       $9,280,000    $154.90      8.5%
     5550 Topanga Canyon Blvd.
     Woodland Hills

-----------------------------------------------------------------------------------------------------------------------------------
I-4  Sumitomo Bank Bldg.         Dec-96      1969          12        110,642        92.0%      $12,800,000    $115.69      10.8%
     15250 Ventura Blvd.                  Renovated                                                                     (per buyer)
     Sherman Oaks                            1991                                                                           9.6%
                                                                                                                        (per seller)

-----------------------------------------------------------------------------------------------------------------------------------
I-5  First Financial Plaza       Sep-96      1985           6        216,288        90.0%      $37,900,000    $175.23       9.2%
     16830 Ventura Blvd.
     Encino
===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Woodland Hills Financial Center  o  21031 Ventura Blvd.  o  Woodland Hills
CONCLUSIONS
Market Rent  o  Expense  o  Tenant Improvements & Leasing Commissions

================================================================================
                                                     Annual PSF
                                                 Low          High
--------------------------------------------------------------------------------
Market Rent (Full Service Gross)                $19.80       $21.00

Expenses
  Utilities                                     $2.65        $2.65
  Cleaning                                      $0.75        $0.75
  Repairs & Maintenance                         $1.00        $1.00
  Administration                                $0.50        $0.50
  General Building                              $1.00        $1.00
  Insurance                                     $0.50        $0.50
  Other / Ground Rent                              --           --
  Management Fee                                $0.40        $0.40
--------------------------------------------------------------------------------
Sub-Total Expenses                              $6.80        $6.80
--------------------------------------------------------------------------------

  Property Taxes                                $1.20        $1.20

--------------------------------------------------------------------------------
Total Operating Expenses                        $8.00        $8.00
--------------------------------------------------------------------------------

Typical Lease Term:         5 years
--------------------------------------------------------------------------------

      Tenant Improvements
        New                         $10.00       $15.00
        Renew                        $5.00       $10.00

      Leasing Commissions
        New                          6.0%          6.0%
        Renew                        3.0%          3.0%

      Estimated Absorption of Vacancy         12 months

--------------------------------------------------------------------------------

              Weighted Avg Contract Rent:       $22.65 Annual PSF *

                  Market Rent is generally below contract rent

================================================================================

                                              * - Per the Rent Roll dated Jun-97

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                           12501 East Imperial Highway
                               Norwalk, California
                          122,175 Rentable Square Feet
                              Los Angeles South Bay
                                     Norwalk

Exhibits

      1)          Demographic Profile

      2)          Building Permit Activity - Residential and Non-Residential

      3)          Historical Employment and Unemployment Trends

      4)          June, 1997 Rent Roll

      5)          Summary of Recent Leases in Property

      6)          Summary of Comparable Leases in Market

      7)          Summary of Comparable Office Building Market Activity/Sales

      8)          Summary of Property-Specific Conclusions

            a)    Market Rents and Tenant Improvements (Range)

            b)    Market Rent Versus Current Contract Rents

            c)    Estimated Expense Conclusions

            d)    Leasing Commission Expense

================================================================================


                                       64
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------


                                                                                                12501 East Imperial Highway
                                                                                                        DEMOGRAPHIC PROFILE
As of August, 1997                                                                                      Norwalk, California
===========================================================================================================================
                                              1-mile             3-mile            5-mile            City of      County of
Characteristic                            Trade Area         Trade Area        Trade Area            Norwalk    Los Angeles
===========================================================================================================================
---------------------------------------------------------------------------------------------------------------------------
Population
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                            23,989            199,472           574,391             99,541      9,555,105
   1997 Estimate                              23,088            195,614           563,585             96,984      9,210,790
   1990 Census                                22,273            191,355           548,433             94,279      8,863,164
   1980 Census                                18,642            176,189           505,646             84,738      7,477,507
 % Increase 1980-1990                          19.5%               8.6%              8.5%              11.3%          18.5%
 % Increase 1997-2002                           3.9%               2.0%              1.9%               2.6%           3.7%
---------------------------------------------------------------------------------------------------------------------------
Households
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                             7,004             58,846           184,498             28,753      3,331,065
   1997 Estimate                               6,498             56,954           179,266             27,631      3,171,862
   1990 Census                                 5,893             54,808           173,506             26,347      2,989,552
   1980 Census                                 5,233             52,797           168,140             25,032      2,730,469
 % Increase 1980-1990                          12.6%               3.8%              3.2%               5.3%           9.5%
 % Increase 1997-2002                           7.8%               3.3%              2.9%               4.1%           5.0%
---------------------------------------------------------------------------------------------------------------------------
Average Household Size
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                              3.42              3.39               3.11               3.46           2.87
   1997 Estimate                                3.55              3.43               3.14               3.51           2.90
   1990 Census                                  3.78              3.49               3.16               3.58           2.96
   1980 Census                                  3.56              3.34               3.01               3.39           2.74
---------------------------------------------------------------------------------------------------------------------------
Household Income
---------------------------------------------------------------------------------------------------------------------------
   Average                                   $54,061           $58,735            $64,052            $54,131        $69,131
   Median                                    $43,810           $47,564            $48,360            $45,799        $45,064
   Per Capital Income                        $16,209           $17,460            $20,764            $15,831        $24,172
---------------------------------------------------------------------------------------------------------------------------
Households by Income
---------------------------------------------------------------------------------------------------------------------------
1997 Estimated Population                      6,498            56,954            179,266             27,631      3,171,862
   $150,000 or more                             2.3%              2.8%               4.6%               1.6%           7.6%
   $100,000 to $149,999                         5.8%              7.5%               8.0%               6.8%           8.0%
   $ 75,000 to $ 99,999                        10.7%             11.1%              11.0%              10.8%          10.0%
   $ 50,000 to $ 74,999                        22.8%             25.7%              24.5%              25.3%          19.6%
   $ 35,000 to $ 49,999                        20.2%             18.4%              17.2%              19.6%          14.9%
   $ 25,000 to $ 34,999                        11.5%             12.1%              11.9%              12.7%          11.9%
   $ 15,000 to $ 24,999                        11.1%             10.1%              10.6%               9.8%          12.0%
   $  5,000 to $ 14,999                        13.0%             10.3%              10.0%              10.9%          12.6%
   Under $5,000                                 2.6%              2.1%               2.1%               2.4%           3.5%
---------------------------------------------------------------------------------------------------------------------------
Occupied Units                                 5,893            54,808            173,506             26,347      2,989,552
---------------------------------------------------------------------------------------------------------------------------
    Owner Occupied                             53.0%             66.8%              61.4%              64.9%          48.2%
    Renter Occupied                            47.0%             33.2%              38.6%              35.1%          51.8%
1990 Avg. Persons per HH                        3.50              3.43               3.11               3.48           2.91
---------------------------------------------------------------------------------------------------------------------------
Education
---------------------------------------------------------------------------------------------------------------------------
   Bachelor Degree Only                         7.0%              8.8%              11.3%               7.3%          14.5%
   Graduate Degree                              3.0%              3.4%               4.5%               2.6%           7.8%
===========================================================================================================================
Source:  Equifax National Decision Systems

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Residential Construction Activity - Permits Issued & Valuation
New single family, multi-family, and residential alterations & additions

===================================================================================================================================

City Name                              1990          1991          1992          1993          1994          1995          1996
-----------------------------------------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Units                                  120            62            26            39             6            40            14
   Dollar Volume ($1,000s)           63,536.4      49,963.1      32,712.9      28,622.6      15,521.5      41,262.6      30,170.7
-----------------------------------------------------------------------------------------------------------------------------------
BURBANK
   Units                                   43            28           165           174           163            26           262
   Dollar Volume ($1,000s)           24,699.4      20,386.1      31,922.1      21,951.6      30,370.2      15,449.5      22,588.7
-----------------------------------------------------------------------------------------------------------------------------------
CULVER CITY
   Units                                   48            77             6             3             1             3            51
   Dollar Volume ($1,000s)           11,178.4      17,784.8       4,242.5       4,738.8       3,382.0       2,905.3      10,976.0
-----------------------------------------------------------------------------------------------------------------------------------
GLENDALE
   Units                                  515           221            71           234           109            54            75
   Dollar Volume ($1,000s)           69,535.3      40,366.5      28,380.3      43,214.8      25,605.2      20,222.0      21,316.1
-----------------------------------------------------------------------------------------------------------------------------------
LONG BEACH
   Units                                1,269           627            93            24            82           147            77
   Dollar Volume ($1,000s)          198,662.0     122,529.8      52,394.8      37,136.9      41,563.3      49,500.1      41,028.7
-----------------------------------------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Units                               11,826         5,815         2,627         2,063         2,429         2,637         2,173
   Dollar Volume ($1,000s)        1,883,843.7   1,224,612.2     845,929.3     658,854.2     962,560.1     953,356.4     769,427.1
-----------------------------------------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                                  142            35           100            55            11            42            84
   Dollar Volume ($1,000s)           14,913.9      11,049.2      22,826.5      14,329.4       5,401.3      12,507.2       9,994.7
-----------------------------------------------------------------------------------------------------------------------------------
NORWALK
   Units                                   80           202            37             9            26            58            19
   Dollar Volume ($1,000s)           13,821.8      21,176.5       9,948.0       5,761.2       6,553.3      10,655.5       6,646.0
-----------------------------------------------------------------------------------------------------------------------------------
PASADENA
   Units                                  240           110           426            91           131           171            30
   Dollar Volume ($1,000s)           42,012.8      37,234.4      49,180.2      25,591.6      23,559.5      27,930.1      17,931.8
-----------------------------------------------------------------------------------------------------------------------------------
SANTA MONICA
   Units                                  308           339           218           122            39            66           195
   Dollar Volume ($1,000s)           60,622.3      52,659.6      36,190.6      27,305.5      23,006.2      36,143.2      36,377.4
-----------------------------------------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                                   14             2             3             1             1            34             4
   Dollar Volume ($1,000s)            6,372.2       3,038.1       2,781.3       2,436.3       1,908.7       9,940.8       2,983.6

===================================================================================================================================

TOTAL TRADE AREA
   Units                               14,605         7,518         3,772         2,815         2,998         3,278         2,984
     % of L.A. County                   58.3%         46.4%         34.0%         38.8%         39.3%         39.0%         34.7%
   Dollar Volume ($1,000s)           78,021.4      57,419.1      36,458.9      31,398.6      18,513.5      44,500.6      33,140.7
     % of L.A. County                    1.9%          1.8%          1.4%          1.6%          0.9%          2.0%          1.6%

===================================================================================================================================

LOS ANGELES COUNTY
   Units                               25,045        16,195        11,097         7,259         7,621         8,405         8,590
   Dollar Volume ($1,000s)        4,155,565.2   3,197,540.0   2,600,387.2   1,910,098.4   2,154,472.9   2,256,613.3   2,091,965.1

===================================================================================================================================

==========================================================================
                                 Apr. (4 months )   5-year        7-year
City Name                               1997       Average +     Average ^
--------------------------------------------------------------------------
BEVERLY HILLS
   Units                                     3            25            44
   Dollar Volume ($1,000s)             5,390.9      29,658.1      37,398.5
--------------------------------------------------------------------------
BURBANK
   Units                                     2           158           123
   Dollar Volume ($1,000s)             4,280.2      24,456.4      23,909.7
--------------------------------------------------------------------------
CULVER CITY
   Units                                     2            13            27
   Dollar Volume ($1,000s)               994.3       5,248.9       7,886.8
--------------------------------------------------------------------------
GLENDALE
   Units                                    14           109           183
   Dollar Volume ($1,000s)             4,473.3      27,747.7      35,520.0
--------------------------------------------------------------------------
LONG BEACH
   Units                                    18            85           331
   Dollar Volume ($1,000s)            11,570.0      44,324.8      77,545.1
--------------------------------------------------------------------------
LOS ANGELES CITY
   Units                                   733         2,386         4,224
   Dollar Volume ($1,000s)           243,914.6     838,025.4   1,042,654.7
--------------------------------------------------------------------------
MONTEREY PARK
   Units                                    10            58            67
   Dollar Volume ($1,000s)             2,531.6      13,011.8      13,003.2
--------------------------------------------------------------------------
NORWALK
   Units                                     3            30            62
   Dollar Volume ($1,000s)             1,655.3       7,912.8      10,651.8
--------------------------------------------------------------------------
PASADENA
   Units                                    87           170           171
   Dollar Volume ($1,000s)            16,357.7      28,838.6      31,920.1
--------------------------------------------------------------------------
SANTA MONICA
   Units                                    25           128           184
   Dollar Volume ($1,000s)             9,621.4      31,804.6      38,900.7
--------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                                     -             9             8
   Dollar Volume ($1,000s)               606.0       4,010.1       4,208.7

==========================================================================

TOTAL TRADE AREA
   Units                                   897         3,169         5,424
     % of L.A. County                    32.4%         36.9%         45.1%
   Dollar Volume ($1,000s)             6,284.9      32,802.5      42,779.0
     % of L.A. County                     0.9%          1.5%          1.6%

==========================================================================

LOS ANGELES COUNTY
   Units                                 2,772         8,594        12,030
   Dollar Volume ($1,000s)           725,231.6   2,202,707.4   2,623,806.0

==========================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Non-Residential Construction Activity - Permits Issued & Valuation
New commercial, industrial, other, and non-residential alterations & additions

====================================================================================================
City Name                        1990          1991          1992         1993           1994
----------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Dollar Volume ($1,000s)       30,284.7      32,673.9      71,681.4     112,129.9      55,809.7
    % Change                           --           7.9%        119.4%         56.4%        -50.2%
----------------------------------------------------------------------------------------------------
BURBANK
   Dollar Volume ($1,000s)      127,622.4      68,951.8      36,459.1     132,212.0      73,459.9
    % Change                           --         -46.0%        -47.1%        262.6%        -44.4%
----------------------------------------------------------------------------------------------------
CULVER CITY
   Dollar Volume ($1,000s)       12,736.9      30,764.7      25,824.0      16,512.9      29,418.8
    % Change                           --         141.5%        -16.1%        -36.1%          7.2%
----------------------------------------------------------------------------------------------------
GLENDALE
   Dollar Volume ($1,000s)      158,610.0      63,317.6      58,840.5      46,640.2      41,908.7
    % Change                           --         -60.l%         -7.1%        -20.7%        -10.1%
----------------------------------------------------------------------------------------------------
LONG BEACH
   Dollar Volume ($1,000s)      113,394.8      65,859.8      54,709.3      66,678.8      46,979.9
    % Change                           --         -41.9%        -16.9%         21.9%        -29.5%
----------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Dollar Volume ($1,000s)    1,580,738.8   1,241,390.3     847,187.7     900,571.6   1,210,075.6
    % Change                           --         -21.5%        -31.8%          6.3%         34.4%
----------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                         15,929.6      28,452.4      20,932.6       9,089.2       8,068.1
   Dollar Volume ($1,000s)             --          78.6%        -26.4%        -56.6%        -11.2%
----------------------------------------------------------------------------------------------------
NORWALK
   Units                         10,450.8       1,154.7       1,620.9       4,283.5       4,265.0
   Dollar Volume ($1,000s)             --         -89.0%        -40.4%        164.3%         -0.4%
----------------------------------------------------------------------------------------------------
PASADENA
   Dollar Volume ($1,000s)       57,784.2      63,283.9      37,409.5      43,560.4      37,056.7
    % Change                           --           9.5%        -40.9%         16.4%        -14.9%
----------------------------------------------------------------------------------------------------
SANTA MONICA
   Dollar Volume ($1,000s)      123,070.4      80,562.8      43,188.0      24,499.2      25,396.3
    % Change                           --         -34.5%        -46.4%        -43.3%          3.7%
----------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                          7,941.1       4,750.9       5,889.4       9,721.3       4,089.3
   Dollar Volume ($1,000s)             --         -40.2%         24.0%         65.1%        -57.9%
====================================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)    2,238,563.7   1,681,162.8   1,203,742.4   1,365,899.0   l,536,526.0
    % of L.A. County                 58.4%         61.4%         56.4%         62.8%         67.0%
    % Change                           --         -24.9%        -28.4%         13.5%         12.5%
====================================================================================================
LOS ANGELES COUNTY
   Dollar Volume ($1,000s)    3,831,079.4   2,739,595.5   2,135,069.9   2,176,509.5   2,292,921.0
     % Change                          --         -28.5%        -22.1%          1.9%          5.3%
====================================================================================================

====================================================================================================
                                                         Apr.(4 months)      5-year         7-year
City Name                        1995          1996           1997           Average+       Average^
----------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Dollar Volume ($1,000s)       43,042.1      53,540.6      24,792.5        67,241          52,994
    % Change                        -22.9%         24.4%           --            --              --
----------------------------------------------------------------------------------------------------
BURBANK
   Dollar Volume ($1,000s)      109,051.1     133,693.0      23,857.8      96,975.0        97,349.9
    % Change                         48.4%         22.6%           --            --              --
----------------------------------------------------------------------------------------------------
CULVER CITY
   Dollar Volume ($1,000s)       20,756.5      19,146.7       4,918.2        22,332          20,010
    % Change                        -29.4%         -7.8%           --            --              --
----------------------------------------------------------------------------------------------------
GLENDALE
   Dollar Volume ($1,000s)       48,571.4      65,364.0      63,150.6      52,264.6        69,035.8
    % Change                         15.9%         34.6%           --            --              --
----------------------------------------------------------------------------------------------------
LONG BEACH
   Dollar Volume ($1,000s)       50,773.0     102,203.0      14,790.9        64,269          64,424
    % Change                          8.1%        101.3%           --            --              --
----------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Dollar Volume ($1,000s)      903,610.9     791,719.8     251,424.3       930,633         965,840
    % Change                        -25.3%        -12.4%           --            --              --
----------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                          3,792.7       6,856.6       1,093.7       9,747.8        13,303.0
   Dollar Volume ($1,000s)          -53.0%         60.8%           --          (0.1)            0.0
----------------------------------------------------------------------------------------------------
NORWALK
   Units                          7,482.5       3,980.2       7,524.6       4,326.4         4,748.2
   Dollar Volume ($1,000s)           75.4%        -46.8%           --           0.5             O.2
----------------------------------------------------------------------------------------------------
PASADENA
   Dollar Volume ($1,000s)       33,838.0      32,528.0      12,749.2      36,878.5        43,637.2
    % Change                         -8.7%         -3.9%           --            --              --
----------------------------------------------------------------------------------------------------
SANTA MONICA
   Dollar Volume ($1,000s)       41,184.6      33,100.3      12,737.6        33,474          47,967
    % Change                         62.2%        -19.6%           --            --              --
----------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                          1,200.7       6,971.6         970.0       5,574.5         5,794.9
   Dollar Volume ($1,000s)          -70.6%        480.6%           --           0.9             0.7
====================================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)    1,283,303.5   1,249,103.8     418,009.4   1,323,714.9     1,505,471.6
    % of L.A. County                 63.4%         59.3%         60.5%         61.8%           61.0%
    % Change                        -17.8%         -1.1%           --            --              --
====================================================================================================
LOS ANGELES COUNTY
   Dollar Volume ($1,000s)    1,993,022.7   2,105,856.8     690,408.3   2,140,676.0     2,467,722.1
    % Change                        -13.1%          5.7%           --            --              --
====================================================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Southern California
EMPLOYMENT & UNEMPLOYMENT TRENDS

========================================================================================
Name                        1992        1993          1994        1995          1996
----------------------------------------------------------------------------------------
STATE OF CALIFORNIA
    Labor Force           15,404,255   15,359,518   15,449,963   15,427,261   15,596,139
    Employment            13,973,304   13,918,275   14,122,088   14,216,727   14,469,924
    Unemployment           1,430,951    1,441,243    1,327,875    1,210,534    1,126,215
    Unemployment Rate           9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
LOS ANGELES COUNTY
    Labor Force            4,503,804    4,404,104    4,366,207    4,359,656    4,415,428
    Employment             4,062,416    3,970,748    3,957,037    4,016,191    4,052,561
    Unemployment             441,388      433,356      409,170      343,465      362,867
    Unemployment Rate           9.8%         9.8%         9.4%         7.9%         8.2%
----------------------------------------------------------------------------------------
NORWALK
    Labor Force               44,916       43,919       43,563       43,566       44,107
    Employment                40,934       40,010       39,872       40,468       40,834
    Unemployment               3,982        3,909        3,691        3,098        3,273
    Unemployment Rate           8.9%         8.9%         8.5%         7.1%         7.4%
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
    UNEMPLOYMENT RATE           1992         1993         1994         1995         1996
----------------------------------------------------------------------------------------
    STATE OF CALIFORNIA         9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
    LOS ANGELES COUNTY          9.8%         9.8%         9.4%         7.9%         8.2%
    NORWALK                     8.9%         8.9%         8.5%         7.1%         7.4%

        Source: U.S. Bureau of Labor Statistics / Local Area Unemployment
----------------------------------------------------------------------------------------

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                          12501 EAST IMPERIAL HIGHWAY
                         RENT ROLL - AS OF JUNE 30,1997

-------------------------------------------------------------------------------------------------
                                                    %      LEASE     LEASE          BASE RENT
Suite #   TENANT NAME                    Sq. Ft.  OCC'D  START DATE END DATE     CURR YR.   PSF.
-------------------------------------------------------------------------------------------------

160     Las Americas                      3,082    2.5%   06/01/96  09/30/01     $51,778  $16.80
-------------------------------------------------------------------------------------------------

200     GTE California                   63,769   52.2%   09/01/94  04/30/99  $1,093,041  $17.14
-------------------------------------------------------------------------------------------------

400     The Meade Corporation            27,913   22.8%   12/15/93  12/31/98    $497,410  $17.82
-------------------------------------------------------------------------------------------------

600     IBM                              20,620   16.9%   10/01/96  03/31/01    $334,044  $16.20
-------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------

        Vacant Sq Ft                      6,791    5.6%                         $115,447  $17.00
-------------------------------------------------------------------------------------------------

        Total NRA                       122,175  100.0%                       $2,091,719  $17.12
-------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
                                          Marked to Market     RENT STEPS & OPTIONS
Suite #   TENANT NAME                     CURR. YR.    PSF. (INCLUDING ESCALATION SCHEDULE)
---------------------------------------------------------------------------------------------------------

160     Las Americas                       $51,778  $16.80  None
---------------------------------------------------------------------------------------------------------

200     GTE California                  $1,093,041  $17.14  Escalation $18,570.48/yr.-Storage $1235.52/yr
---------------------------------------------------------------------------------------------------------

400     The Meade Corporation             $497,410  $17.82  Escalation $8,124.36/yr.
---------------------------------------------------------------------------------------------------------

600     IBM                               $334,044  $16.20  Storage $2,280.00/yr.
---------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------

        Vacant Sq Ft                      $115,447  $17.00
---------------------------------------------------------------------------------------------------------

        Total NRA                       $2,091,719  $17.12
---------------------------------------------------------------------------------------------------------

Notes:

Retail tenants indicated in italics.

Shaded cells indicate rents marked to market.

(1) Market rent estimate supported by Cushman & Wakefield market study and recent leasing activity.

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                   [GRAPHIC OMITTED]

                                      [STREET MAP]

12501 E. IMPERIAL HWY: 12501 Imperial Hwy, Norwalk, 90650, Page & Grid 736 J1

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

PEER BUILDING ANALYSIS
12501 Imperial Highway - Norwalk                             Second Quarter 1997

========================================================================================================
                                         Building Information
Item  Building Name /              No. of    Area    Avg. Flr.  Year           Available Space (SF)
No.   Location                     Stories   (SF)    Area (SF)  Built      Floor(s)    Direct   Sublease
--------------------------------------------------------------------------------------------------------
N-l   The 91 Freeway Center           4      83,000   20,750     1992         Ground    2,296       0
      17100 Pioneer Boulevard                                                  3 - 4   11,494       0
                                                                               -----   ------       -
      Artesia, CA                                                                      13,790       0
--------------------------------------------------------------------------------------------------------
N-2   Cerritos Town Center            7     140,000   20.000     1989         Ground        0       0
      12750 Center Court Drive                                                 2 - 4    3,235       0
                                                                               -----    -----       -
      Cerritos, CA                                                                      3,235       0
--------------------------------------------------------------------------------------------------------
N-3   Cerritos Town Center            7     139,916   19,988     1990         Ground        0       0
      17785 Center Court Drive                                                 2 & 4    3,235       0
                                                                               -----    -----       -
      Cerritos, CA                                                                      3,235       0
--------------------------------------------------------------------------------------------------------
N-4   The Citadel Phase I-Bldg D      4      81,400   20,350     1991         Ground    1,421       0
      600 Citadel Drive                                                            4    4,179       0
                                                                                   -    -----       -
      Commerce, CA                                                                      5,600       0
--------------------------------------------------------------------------------------------------------
N-5   The Citadel Phase I-Bldg E      4      81,382   20,346     1991         Ground   18,727       0
      600 Citadel Drive                                                        2 - 5   47,000       0
                                                                               -----   ------       -
      Commerce, CA                                                                     65,727       0
--------------------------------------------------------------------------------------------------------
N-6   Wells Fargo Bank Plaza          6     145,153   24,192     1983         Ground    3,112       0
      5701 So. Eastern Avenue                                                  2 & 6    6,722       0
                                                                               -----    -----       -
      Commerce, CA                                                                      9,834       0
--------------------------------------------------------------------------------------------------------
N-7   Bank of America Building        5      66,224   13,245     1974         Ground        0       0
      5800 So. Eastern Avenue                                                  2 - 3   14,428       0
                                                                               -----   ------       -
      Commerce, CA                                                                     14,428       0
--------------------------------------------------------------------------------------------------------
N-8   5801 E. Slavson Avenue Bldg,    3      53,870   17,957     1983         Ground   15,633       0
      5801 E. Slavson Avenue                                                       2   11,340       0
                                                                                   -   ------       -
      Commerce. CA                                                                     26,973       0
--------------------------------------------------------------------------------------------------------
N-9   Bank of America Building        6      65,000   10,833     1992         Ground        0       0
      8141 E. 2nd Street                                                       3 & 4    4,655       0
                                                                               -----    -----       -
      Downey, CA                                                                        4,655       0
--------------------------------------------------------------------------------------------------------
N-10  Centerpoint La Palma - Bldg C   4      87,274   21,819     1990         Ground    7,948       0
      1 Centerpointe Drive                                                     3 & 4   21,172       0
                                                                               -----   ------       -
      La Palma, CA                                                                     29,120       0
--------------------------------------------------------------------------------------------------------
N-11  Centerpoint La Palma - Bldg A   4      81,972   20,493     1988         Ground        0       0
      4 Centerpointe Drlve                                                         0        0       0
                                                                                   -        -       -
      La Palma, CA                                                                          0       0
--------------------------------------------------------------------------------------------------------
N-12  Centerpoint La Palma - Bldg D   3      60,774   20,258     1990         Ground    5,095       0
      5 Centerpointe Drive                                                         0        0       0
                                                                                   -        -       -
      La Palma, CA                                                                      5,095       0
--------------------------------------------------------------------------------------------------------
N-13  Centerpoint La Palma - Bldg B   7     145,451   20,779     1990         Ground        0       0
      6 Centerpointe Drive                                                     2 & 7   11,238       0
                                                                               -----   ------       -
      La Palma, CA                                                                     11,238       0
--------------------------------------------------------------------------------------------------------
N-14  Imperial Norwalk Centre         7     464,000   66,286     1982         Ground   13,826       0
      12440 Imperial Highway                                                   3 - 7  201,926       0
                                                                               -----  -------       -
      Norwalk, CA                                                                     215,752       0
--------------------------------------------------------------------------------------------------------
N-15  Town Center Business Park       3     109,419   36,473     1982         Ground    6,481       0
      10100 Pioneer Boulevard                                                  2 - 3   16,291       0
                                                                               -----   ------       -
      Sante Fe Springs, CA                                                             22,772       0
--------------------------------------------------------------------------------------------------------
N-16  Town Center Business Park       2      70,124   35,062     1991         Ground    2,321       0
      10330 Pioneer Boulevard                                                      2   13,283       0
                                                                                   -   ------       -
      Sante Fe Springs, CA                                                             15,604       0
--------------------------------------------------------------------------------------------------------
      MARKET TOTALS                  76   1,874,959   24,671                          447,058       0
========================================================================================================

===========================================================================================
                                        Overall         Quoted
Item  Building Name /                Availability     Annual Rent   Lease  Occupancy Ratio
No.   Location                           (SF)         PSF     PSF    Type   Direct  Overall
-------------------------------------------------------------------------------------------
N-l   The 91 Freeway Center                        $18.00 - $18.00  FSG     83.4%   83.4%
      17100 Pioneer Boulevard            Total     $18.00 - $18.00  FSG

      Artesia, CA                       13,790
-------------------------------------------------------------------------------------------
N-2   Cerritos Town Center                          $0.00 -  $0.00  ----    97.7%   97.7%
      12750 Center Court Drive           Total     $24.00 - $24.00  FSG

      Cerritos, CA                       3,235
-------------------------------------------------------------------------------------------
N-3   Cerritos Town Center                          $0.00 -  $0.00  ----    97.7%   97.7%
      17785 Center Court Drive           Total     $24.00 - $24.00  FSG

      Cerritos, CA                       3,235
-------------------------------------------------------------------------------------------
N-4   The Citadel Phase I-Bldg D                   $21.00 - $22.20  FSG     93.1%  93.1%
      600 Citadel Drive                  Total     $21.00 - $22.20  FSG

      Commerce, CA                       5,600
-------------------------------------------------------------------------------------------
N-5   The Citadel Phase I-Bldg E                   $21.00 - $22.20  FSG     19.2%   19.2%
      600 Citadel Drive                 Total      $21.00 - $22.20  FSG

      Commerce, CA                      65,727
-------------------------------------------------------------------------------------------
N-6   Wells Fargo Bank Plaza                       $20.40 - $20.40  FSG     93.2%  93.2%
      5701 So. Eastern Avenue            Total     $19.80 - $20.40  FSG

      Commerce, CA                       9,834
-------------------------------------------------------------------------------------------
N-7   Bank of America Building                      $0.00 -  $0.00  ----    78.2%   78.2%
      5800 So. Eastern Avenue            Total     $17.40 - $17.40  FSG

      Commerce, CA                      14,428
-------------------------------------------------------------------------------------------
N-8   5801 E. Slavson Avenue Bldg,                 $15.00 - $19.20  FSG     49.9%   49.9%
      5801 E. Slavson Avenue             Total     $15.00 - $18.60  FSG

      Commerce, CA                      26,973
-------------------------------------------------------------------------------------------
N-9   Bank of America Building                      $0.00 -  $0.00  ----    92.8%   92.8%
      8141 E. 2nd Street                 Total     $16.20 - $18.00  FSG

      Downey, CA                         4,655
-------------------------------------------------------------------------------------------
N-10  Centerpoint La Palma - Bldg C                $20.40 - $20.40  FSG     66.6%   66.6%
      1 Centerpointe Drive               Total     $20.40 - $20.40  FSG

      La Palma, CA                      29,120
-------------------------------------------------------------------------------------------
N-11  Centerpoint La Palma - Bldg A                 $0.00 -  $0.00  ----   100.0%  100.0%
      4 Centerpointe Drlve               Total      $0.00 -  $0.00  ----

      La Palma, CA                           0
-------------------------------------------------------------------------------------------
N-12  Centerpoint La Palma - Bldg D                $19.20 - $19.20  FSG     91.6%   91.6%
      5 Centerpointe Drive               Total      $0.00 -  $0.00

      La Palma, CA                       5,995
-------------------------------------------------------------------------------------------
N-13  Centerpoint La Palma - Bldg B                 $0.00 -  $0.00   --     92.3%   92.3%
      6 Centerpointe Drive               Total     $21.80 - $21.60  FSG

      La Palma, CA                      11,138
-------------------------------------------------------------------------------------------
N-14  Imperial Norwalk Centre                      $17.40 - $17.40  FSG     53.5%   53.5%
      12440 Imperial Highway             Total     $17.40 - $17.40  FSG

      Norwalk, CA                      215,752
-------------------------------------------------------------------------------------------
N-15  Town Center Business Park                    $17.40 - $17.40  FSG     79.2%   79.2%
      10100 Pioneer Boulevard            Total     $17.40 - $17.40  FSG

      Sante Fe Springs, CA              22,772
-------------------------------------------------------------------------------------------
N-16  Town Center Business Park                    $17.40 - $17.40  FSG     77.7%   77.7%
      10330 Pioneer Boulevard            Total     $17.40 - $17.40  FSG

      Sante Fe Springs, CA              15,604
-------------------------------------------------------------------------------------------
      MARKET TOTALS                    447,058                               76.2%   76.2%
===========================================================================================

                             ---------------------------------------------------
                             $18.31 - $18.77 Direct Weighted Average Rental Rate
                             ---------------------------------------------------

                               [GRAPHIC OMITTED]

[Bar graph: Office Building Activity Chart, Norwalk Area, comparing Occupancy Ratio to No. of Stories]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

RECENT LEASE
12501 Imperial Highway o Norwalk

===================================================================================================================================
Suite                              Leased     Lease  Lse Trm    Annual PSF Rent       Expense    Rental Concessions    Effective FSG
                                                             -----------------------           -----------------------
No.     Building/Location           Area      Date    (mos)  Initial     Adjustments   Basis  Free Rent  TI Allowance  Rent ($/PSF)
-----------------------------------------------------------------------------------------------------------------------------------
110  GSA Printing                   1,972     Jul-97   60    $16.92         Flat        FSG     None       $14.38       $16.92
     12501 Imperial Highway
     Norwalk, CA
====================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE LEASES
12501 Imperial Highway o Norwalk

===================================================================================================================================
Item                           Leased     Lease   Lse Trm      Annual PSF Rent        Expense    Rental Concessions    Effective FSG
                                                           ----------------------             -----------------------
 No.   Building/Location         Area     Date     (mos)   Initial    Adjustments      Basis  Free Rent  TI Allowance  Rent ($/PSF)
-----------------------------------------------------------------------------------------------------------------------------------
L-1   Arco                       96,805  1st Qtr 97  72    $18.00  Fixed Increases      FSG    None        $4.00         $20.16
      Centerpointe - La Palma
      5 Centerpointe Drive
      La Palma, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-2   GE Information Systems      8,050  2nd Qtr 97  60    $19.80  Fixed Increases      FSG    None       $20.00         $21.72
      Kilroy Airport Center
      3760 Kilroy Airport Way
      Long Beach, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-3   Prudential                  2,189  2nd Qtr 97  48    $20.40  Fixed Increases      FSG    None       $15.00         $22.68
      Kilroy Airport Center
      3780 Kilroy Airport Way
      Long Beach, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-4   McDonnell Douglas          44,000  2nd Qtr 97  36    $21.00      Flat             FSG    None        $8.00         $21.00
      Kilroy Airport Center
      3760 Kilroy Airport Way
      Long Beach, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-5   Craig Loud Design           2,136    May-97    60    $22.80      Flat             FSG    None        $3.00         $22.80
      Cerritos Towne Center
      12750 Center Court Drive
      Cerritos, CA
===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE SALES
12501 Imperial Highway o Norwalk                             Second Quarter 1997

===================================================================================================================================
Item       Property Name          Date of    Year        No. of       Leased       Occ.@            Sales Price        Overall Cap.
                                                                                              ---------------------
No.        & Location               Sale     Built       Stories       Area        Sale          Total        PSF       Rate (OAR)
-----------------------------------------------------------------------------------------------------------------------------------
I-1   The Sony Building            Current   1987           5        109,156      100.0%      $16,500,000     $151 16      8.0%
      10833 Valley View            Listing                                                    Asking Price
      Cypress, CA

-----------------------------------------------------------------------------------------------------------------------------------
I-2   Amresco Building             Current   1984           2        110,204      100.0%      $14,000,000     $127.04      9.0%
      16800-802 Aston              Listing                                                   Sale/Leaseback             Sale/Lease-
      Irvine, CA                                                                                                        back @ Mrkt.

-----------------------------------------------------------------------------------------------------------------------------------
I-3   Caltrans Building            Jul-97    1986           2        124,921      100.0%      $15,450,000     $123.68      11.6%
      2501 Pullman/1700 Carnegie                                                           Includes Holdback            Over Market
      Santa Ana, CA                                                                                                        Lease

-----------------------------------------------------------------------------------------------------------------------------------
I-4   Centerpointe - La Palma      Jul-97    1988           1        598,171       89.0%       $80,000,000    $133.74       8.0%
      Valley View/Orangethorpe               1991           7                                                              On 1st Yr
      La Palma, CA                                                                                                         Proforma

===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

12501 Imperial Highway o Norwalk
CONCLUSIONS
Market Rent  o  Expense  o  Tenant Improvements & Leasing Commissions

================================================================================
                                                     Annual PSF
                                                 Low          High
--------------------------------------------------------------------------------
Market Rent (Full Service Gross)                $16.80       $17.40

Expenses
  Utilities                                     $2.00        $2.00
  Cleaning                                      $0.85        $0.85
  Repairs & Maintenance                         $1.00        $1.00
  Administration                                $0.60        $0.60
  General Building                              $0.40        $0.40
  Insurance                                     $0.50        $0.50
  Other                                         $0.00         0.00
  Management Fee                                $0.50        $0.50
--------------------------------------------------------------------------------
Sub-Total Expenses                              $5.85        $5.85
--------------------------------------------------------------------------------

  Property Taxes                                $0.92        $0.92
  Parking                                       $0.00        $0.00
--------------------------------------------------------------------------------
Total Operating Expenses                        $6.77        $6.77
--------------------------------------------------------------------------------

Typical Lease Term:       3 to 5 years
--------------------------------------------------------------------------------

      Tenant Improvements
        New                         $10.00       $15.00
        Renew                        $0.00        $5.00

      Leasing Commissions
        New                          6.0%          6.0%
        Renew                        3.0%          3.0%

      Estimated Absorption of Vacancy          6 months

--------------------------------------------------------------------------------

              Weighted Avg Contract Rent:       $17.13 Annual PSF *

                Market Rent is generally similar to contract rent

================================================================================

                                              * - Per the Rent Roll dated Jun-97

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                100 West Broadway
                             Long Beach, California
                          191,727 Rentable Square Feet
                              Los Angeles South Bay
                               Downtown Long Beach

Exhibits

      1)          Demographic Profile

      2)          Building Permit Activity - Residential and Non-Residential

      3)          Historical Employment and Unemployment Trends

      4)          June, 1997 Rent Roll

      5)          Summary of Recent Leases in Property

      6)          Summary of Comparable Leases in Market

      7)          Summary of Comparable Office Building Market Activity/Sales

      8)          Summary of Property-Specific Conclusions

            a)    Market Rents and Tenant Improvements (Range)

            b)    Market Rent Versus Current Contract Rents

            c)    Estimated Expense Conclusions

            d)    Leasing Commission Expense

================================================================================


                                       65
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------


                                                                                                          100 West Broadway
                                                                                                        DEMOGRAPHIC PROFILE
As of August, 1997                                                                                   Long Beach, California
===========================================================================================================================
                                              1-mile             3-mile            5-mile            City of      County of
Characteristic                            Trade Area         Trade Area        Trade Area         Long Beach    Los Angeles
===========================================================================================================================
---------------------------------------------------------------------------------------------------------------------------
Population
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                             48,685           248.520            421,537           483,505      9,555,105
   1997 Estimate                               44,486           227,109            391,546           454,551      9,210,790
   1990 Census                                 41,202           208,404            367,488           429,433      8,863,164
   1980 Census                                 32,269           157,147            293,459           359,894      7,477,507
 % Increase 1980-1990                           27.7%             32.6%              25.2%             19.3%          18.5%
 % Increase 1997-2002                            9.4%              9.4%               7.7%              6.4%           3.7%
---------------------------------------------------------------------------------------------------------------------------
Households
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                             17,326            85,575            145,842           171,172      3,331,065
   1997 Estimate                               17,074            81,203            139,258           185,367      3,171,862
   1990 Census                                 16,971            76,491            131,783           158,965      2,989,552
   1980 Census                                 17,226            71,307            122,773           151,294      2,730,469
 % Increase 1980-1990                           -1.5%              7.3%               7.3%              5.1%           9.5%
 % Increase 1997-2002                            1.5%              5.4%               4.7%              3.5%           5.0%
---------------------------------------------------------------------------------------------------------------------------
Average Household Size
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                               2.81              2.90               2.89              2.82           2.87
   1997 Estimate                                 2.61              2.80               2.81              2.75           2.90
   1990 Census                                   2.43              2.72               2.79              2.70           2.96
   1980 Census                                   1.87              2.20               2.39              2.38           2.74
---------------------------------------------------------------------------------------------------------------------------
Household Income
---------------------------------------------------------------------------------------------------------------------------
   Average                                    $40,683           $51,533            $61,058           $61,976        $69,131
   Median                                     $24,420           $32,771            $39,028           $41,099        $45,064
   Per Capital Income                         $15,923           $18,729            $22,424           $23,143        $24,172
---------------------------------------------------------------------------------------------------------------------------
Households by Income
---------------------------------------------------------------------------------------------------------------------------
1997 Estimated Population                      17,074            81,203            139,258           165,367      3,171,862
   $150,000 or more                              2.5%              4.2%               6.0%              5,9%           7.6%
   $100,000 to $149,999                          4.6%              5.3%               6.7%              7.0%           8.0%
   $ 75,000 to $ 99,999                          4.5%              6.5%               8.3%              8.9%          10.0%
   $ 50,000 to $ 74,999                         11.5%             15.6%              17.7%             19.1%          19.6%
   $ 35,000 to $ 49,999                         12.3%             15.4%              15.4%             15.5%          14.9%
   $ 25,000 to $ 34,999                         13.7%             13.8%              12.7%             12.4%          11.9%
   $ 15,000 to $ 24,999                         18.0%             16.6%              14.1%             13.4%          12.0%
   $  5,000 to $ 14,999                         28.4%             18.3%              15.4%             14.4%          12.6%
   Under $5,000                                  4.7%              4.3%               3.7%              3.5%           3.5%
---------------------------------------------------------------------------------------------------------------------------
Occupied Units                                 16,971            76,491            131,783           158,965      2,989,552
---------------------------------------------------------------------------------------------------------------------------
    Owner Occupied                              16.3%             22.5%              35.2%             41.0%          48.2%
    Renter Occupied                             83.7%             77,5%              64.8%             59.0%          51.8%
1990 Avg. Persons per HH                         2.38              2.68               2.68              2.61           2.91
---------------------------------------------------------------------------------------------------------------------------
Education
---------------------------------------------------------------------------------------------------------------------------
   Bachelor Degree Only                         10.6%             13.6%              15.2%             15.9%          14.5%
   Graduate Degree                               4.4%              5.7%               7.1%              7,4%           7.8%
===========================================================================================================================
Source:  Equifax National Decision Systems

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Residential Construction Activity - Permits Issued & Valuation
New single family, multi-family, and residential alterations & additions

===================================================================================================================================

City Name                              1990          1991          1992          1993          1994          1995          1996
-----------------------------------------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Units                                  120            62            26            39             6            40            14
   Dollar Volume ($1,000s)           63,536.4      49,963.1      32,712.9      28,622.6      15,521.5      41,262.6      30,170.7
-----------------------------------------------------------------------------------------------------------------------------------
BURBANK
   Units                                   43            28           165           174           163            26           262
   Dollar Volume ($1,000s)           24,699.4      20,386.1      31,922.1      21,951.6      30,370.2      15,449.5      22,588.7
-----------------------------------------------------------------------------------------------------------------------------------
CULVER CITY
   Units                                   48            77             6             3             1             3            51
   Dollar Volume ($1,000s)           11,178.4      17,784.8       4,242.5       4,738.8       3,382.0       2,905.3      10,976.0
-----------------------------------------------------------------------------------------------------------------------------------
GLENDALE
   Units                                  515           221            71           234           109            54            75
   Dollar Volume ($1,000s)           69,535.3      40,366.5      28,380.3      43,214.8      25,605.2      20,222.0      21,316.1
-----------------------------------------------------------------------------------------------------------------------------------
LONG BEACH
   Units                                1,269           627            93            24            82           147            77
   Dollar Volume ($1,000s)          198,662.0     122,529.8      52,394.8      37,136.9      41,563.3      49,500.1      41,028.7
-----------------------------------------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Units                               11,826         5,815         2,627         2,063         2,429         2,637         2,173
   Dollar Volume ($1,000s)        1,883,843.7   1,224,612.2     845,929.3     658,854.2     962,560.1     953,356.4     769,427.1
-----------------------------------------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                                  142            35           100            55            11            42            84
   Dollar Volume ($1,000s)           14,913.9      11,049.2      22,826.5      14,329.4       5,401.3      12,507.2       9,994.7
-----------------------------------------------------------------------------------------------------------------------------------
NORWALK
   Units                                   80           202            37             9            26            58            19
   Dollar Volume ($1,000s)           13,821.8      21,176.5       9,948.0       5,761.2       6,553.3      10,655.5       6,646.0
-----------------------------------------------------------------------------------------------------------------------------------
PASADENA
   Units                                  240           110           426            91           131           171            30
   Dollar Volume ($1,000s)           42,012.8      37,234.4      49,180.2      25,591.6      23,559.5      27,930.1      17,931.8
-----------------------------------------------------------------------------------------------------------------------------------
SANTA MONICA
   Units                                  308           339           218           122            39            66           195
   Dollar Volume ($1,000s)           60,622.3      52,659.6      36,190.6      27,305.5      23,006.2      36,143.2      36,377.4
-----------------------------------------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                                   14             2             3             1             1            34             4
   Dollar Volume ($1,000s)            6,372.2       3,038.1       2,781.3       2,436.3       1,908.7       9,940.8       2,983.6

===================================================================================================================================

TOTAL TRADE AREA
   Units                               14,605         7,518         3,772         2,815         2,998         3,278         2,984
     % of L.A. County                   58.3%         46.4%         34.0%         38.8%         39.3%         39.0%         34.7%
   Dollar Volume ($1,000s)           78,021.4      57,419.1      36,458.9      31,398.6      18,513.5      44,500.6      33,140.7
     % of L.A. County                    1.9%          1.8%          1.4%          1.6%          0.9%          2.0%          1.6%

===================================================================================================================================

LOS ANGELES COUNTY
   Units                               25,045        16,195        11,097         7,259         7,621         8,405         8,590
   Dollar Volume ($1,000s)        4,155,565.2   3,197,540.0   2,600,387.2   1,910,098.4   2,154,472.9   2,256,613.3   2,091,965.1

===================================================================================================================================

==========================================================================
                                 Apr. (4 months )   5-year        7-year
City Name                               1997       Average +     Average ^
--------------------------------------------------------------------------
BEVERLY HILLS
   Units                                     3            25            44
   Dollar Volume ($1,000s)             5,390.9      29,658.1      37,398.5
--------------------------------------------------------------------------
BURBANK
   Units                                     2           158           123
   Dollar Volume ($1,000s)             4,280.2      24,456.4      23,909.7
--------------------------------------------------------------------------
CULVER CITY
   Units                                     2            13            27
   Dollar Volume ($1,000s)               994.3       5,248.9       7,886.8
--------------------------------------------------------------------------
GLENDALE
   Units                                    14           109           183
   Dollar Volume ($1,000s)             4,473.3      27,747.7      35,520.0
--------------------------------------------------------------------------
LONG BEACH
   Units                                    18            85           331
   Dollar Volume ($1,000s)            11,570.0      44,324.8      77,545.1
--------------------------------------------------------------------------
LOS ANGELES CITY
   Units                                   733         2,386         4,224
   Dollar Volume ($1,000s)           243,914.6     838,025.4   1,042,654.7
--------------------------------------------------------------------------
MONTEREY PARK
   Units                                    10            58            67
   Dollar Volume ($1,000s)             2,531.6      13,011.8      13,003.2
--------------------------------------------------------------------------
NORWALK
   Units                                     3            30            62
   Dollar Volume ($1,000s)             1,655.3       7,912.8      10,651.8
--------------------------------------------------------------------------
PASADENA
   Units                                    87           170           171
   Dollar Volume ($1,000s)            16,357.7      28,838.6      31,920.1
--------------------------------------------------------------------------
SANTA MONICA
   Units                                    25           128           184
   Dollar Volume ($1,000s)             9,621.4      31,804.6      38,900.7
--------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                                     -             9             8
   Dollar Volume ($1,000s)               606.0       4,010.1       4,208.7

==========================================================================

TOTAL TRADE AREA
   Units                                   897         3,169         5,424
     % of L.A. County                    32.4%         36.9%         45.1%
   Dollar Volume ($1,000s)             6,284.9      32,802.5      42,779.0
     % of L.A. County                     0.9%          1.5%          1.6%

==========================================================================

LOS ANGELES COUNTY
   Units                                 2,772         8,594        12,030
   Dollar Volume ($1,000s)           725,231.6   2,202,707.4   2,623,806.0

==========================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Non-Residential Construction Activity - Permits Issued & Valuation
New commercial, industrial, other, and non-residential alterations & additions

====================================================================================================
City Name                        1990          1991          1992         1993           1994
----------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Dollar Volume ($1,000s)       30,284.7      32,673.9      71,681.4     112,129.9      55,809.7
    % Change                           --           7.9%        119.4%         56.4%        -50.2%
----------------------------------------------------------------------------------------------------
BURBANK
   Dollar Volume ($1,000s)      127,622.4      68,951.8      36,459.1     132,212.0      73,459.9
    % Change                           --         -46.0%        -47.1%        262.6%        -44.4%
----------------------------------------------------------------------------------------------------
CULVER CITY
   Dollar Volume ($1,000s)       12,736.9      30,764.7      25,824.0      16,512.9      29,418.8
    % Change                           --         141.5%        -16.1%        -36.1%          7.2%
----------------------------------------------------------------------------------------------------
GLENDALE
   Dollar Volume ($1,000s)      158,610.0      63,317.6      58,840.5      46,640.2      41,908.7
    % Change                           --         -60.l%         -7.1%        -20.7%        -10.1%
----------------------------------------------------------------------------------------------------
LONG BEACH
   Dollar Volume ($1,000s)      113,394.8      65,859.8      54,709.3      66,678.8      46,979.9
    % Change                           --         -41.9%        -16.9%         21.9%        -29.5%
----------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Dollar Volume ($1,000s)    1,580,738.8   1,241,390.3     847,187.7     900,571.6   1,210,075.6
    % Change                           --         -21.5%        -31.8%          6.3%         34.4%
----------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                         15,929.6      28,452.4      20,932.6       9,089.2       8,068.1
   Dollar Volume ($1,000s)             --          78.6%        -26.4%        -56.6%        -11.2%
----------------------------------------------------------------------------------------------------
NORWALK
   Units                         10,450.8       1,154.7       1,620.9       4,283.5       4,265.0
   Dollar Volume ($1,000s)             --         -89.0%        -40.4%        164.3%         -0.4%
----------------------------------------------------------------------------------------------------
PASADENA
   Dollar Volume ($1,000s)       57,784.2      63,283.9      37,409.5      43,560.4      37,056.7
    % Change                           --           9.5%        -40.9%         16.4%        -14.9%
----------------------------------------------------------------------------------------------------
SANTA MONICA
   Dollar Volume ($1,000s)      123,070.4      80,562.8      43,188.0      24,499.2      25,396.3
    % Change                           --         -34.5%        -46.4%        -43.3%          3.7%
----------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                          7,941.1       4,750.9       5,889.4       9,721.3       4,089.3
   Dollar Volume ($1,000s)             --         -40.2%         24.0%         65.1%        -57.9%
====================================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)    2,238,563.7   1,681,162.8   1,203,742.4   1,365,899.0   l,536,526.0
    % of L.A. County                 58.4%         61.4%         56.4%         62.8%         67.0%
    % Change                           --         -24.9%        -28.4%         13.5%         12.5%
====================================================================================================
LOS ANGELES COUNTY
   Dollar Volume ($1,000s)    3,831,079.4   2,739,595.5   2,135,069.9   2,176,509.5   2,292,921.0
     % Change                          --         -28.5%        -22.1%          1.9%          5.3%
====================================================================================================

====================================================================================================
                                                         Apr.(4 months)      5-year         7-year
City Name                        1995          1996           1997           Average+       Average^
----------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Dollar Volume ($1,000s)       43,042.1      53,540.6      24,792.5        67,241          52,994
    % Change                        -22.9%         24.4%           --            --              --
----------------------------------------------------------------------------------------------------
BURBANK
   Dollar Volume ($1,000s)      109,051.1     133,693.0      23,857.8      96,975.0        97,349.9
    % Change                         48.4%         22.6%           --            --              --
----------------------------------------------------------------------------------------------------
CULVER CITY
   Dollar Volume ($1,000s)       20,756.5      19,146.7       4,918.2        22,332          20,010
    % Change                        -29.4%         -7.8%           --            --              --
----------------------------------------------------------------------------------------------------
GLENDALE
   Dollar Volume ($1,000s)       48,571.4      65,364.0      63,150.6      52,264.6        69,035.8
    % Change                         15.9%         34.6%           --            --              --
----------------------------------------------------------------------------------------------------
LONG BEACH
   Dollar Volume ($1,000s)       50,773.0     102,203.0      14,790.9        64,269          64,424
    % Change                          8.1%        101.3%           --            --              --
----------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Dollar Volume ($1,000s)      903,610.9     791,719.8     251,424.3       930,633         965,840
    % Change                        -25.3%        -12.4%           --            --              --
----------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                          3,792.7       6,856.6       1,093.7       9,747.8        13,303.0
   Dollar Volume ($1,000s)          -53.0%         60.8%           --          (0.1)            0.0
----------------------------------------------------------------------------------------------------
NORWALK
   Units                          7,482.5       3,980.2       7,524.6       4,326.4         4,748.2
   Dollar Volume ($1,000s)           75.4%        -46.8%           --           0.5             O.2
----------------------------------------------------------------------------------------------------
PASADENA
   Dollar Volume ($1,000s)       33,838.0      32,528.0      12,749.2      36,878.5        43,637.2
    % Change                         -8.7%         -3.9%           --            --              --
----------------------------------------------------------------------------------------------------
SANTA MONICA
   Dollar Volume ($1,000s)       41,184.6      33,100.3      12,737.6        33,474          47,967
    % Change                         62.2%        -19.6%           --            --              --
----------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                          1,200.7       6,971.6         970.0       5,574.5         5,794.9
   Dollar Volume ($1,000s)          -70.6%        480.6%           --           0.9             0.7
====================================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)    1,283,303.5   1,249,103.8     418,009.4   1,323,714.9     1,505,471.6
    % of L.A. County                 63.4%         59.3%         60.5%         61.8%           61.0%
    % Change                        -17.8%         -1.1%           --            --              --
====================================================================================================
LOS ANGELES COUNTY
   Dollar Volume ($1,000s)    1,993,022.7   2,105,856.8     690,408.3   2,140,676.0     2,467,722.1
    % Change                        -13.1%          5.7%           --            --              --
====================================================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Southern California
EMPLOYMENT & UNEMPLOYMENT TRENDS

========================================================================================
Name                        1992        1993          1994        1995          1996
----------------------------------------------------------------------------------------
STATE OF CALIFORNIA
    Labor Force           15,404,255   15,359,518   15,449,963   15,427,261   15,596,139
    Employment            13,973,304   13,918,275   14,122,088   14,216,727   14,469,924
    Unemployment           1,430,951    1,441,243    1,327,875    1,210,534    1,126,215
    Unemployment Rate           9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
LOS ANGELES COUNTY
    Labor Force            4,503,804    4,404,104    4,366,207    4,359,656    4,415,428
    Employment             4,062,416    3,970,748    3,957,037    4,016,191    4,052,561
    Unemployment             441,388      433,356      409,170      343,465      362,867
    Unemployment Rate           9.8%         9.8%         9.4%         7.9%         8.2%
----------------------------------------------------------------------------------------
LONG BEACH
    Labor Force              209,645      204,998      204,443      204,202      205,775
    Employment               190,489      186,191      186,586      189,224      190,027
    Unemployment              19,156       18,807       17,857       14,978       15,748
    Unemployment Rate           9.1%         9.2%         8.7%         7.3%         7.7%
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
    UNEMPLOYMENT RATE           1992         1993         1994         1995         1996
----------------------------------------------------------------------------------------
    STATE OF CALIFORNIA         9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
    LOS ANGELES COUNTY          9.8%         9.8%         9.4%         7.9%         8.2%
    LONG BEACH                  9.1%         9.2%         8.7%         7.3%         7.7%

        Source: U.S. Bureau of Labor Statistics / Local Area Unemployment
----------------------------------------------------------------------------------------

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                100 WEST BROADWAY
                         RENT ROLL - AS OF JUNE 30, 1997

------------------------------------------------------------------------------------------------
                                                    %      LEASE     LEASE          BASE RENT
Suite #   TENANT NAME                    Sq. Ft.  OCC'D  START DATE END DATE     CURR YR    PSF.
------------------------------------------------------------------------------------------------

100     Queen City/First Bank             6,721    3.5%   06/18/87  06/30/97    $216,295  $32.18
------------------------------------------------------------------------------------------------

120     GSA                              16,738    8.7%   10/31/94  10/31/02    $302,606  $18.08
------------------------------------------------------------------------------------------------

170     Subway Restaurants, Inc.          1,396    0.7%   04/01/97  12/31/01     $30,991  $22.20
------------------------------------------------------------------------------------------------

180     University Restaurant Group         497    0.3%   08/01/95  04/30/97      $4,473   $9.00
------------------------------------------------------------------------------------------------

200     Inchcape Shipping                23,429   12.2%   02/15/94  02/28/02    $500,404  $21.36
------------------------------------------------------------------------------------------------

200A    Inchcape Shipping                   792    0.4%   03/01/96  03/31/97     $11,880  $15.00
------------------------------------------------------------------------------------------------

220     Inchcape Shipping                 2,730    1.4%   08/15/96  02/28/02     $44,226  $16.20
------------------------------------------------------------------------------------------------

250     World Com Lease Administration    9,339    4.9%   06/01/96  05/31/01    $147,930  $15.84
------------------------------------------------------------------------------------------------

255     Inchcape Shipping                 1,182    0.6%   04/01/97  04/30/99     $20,567  $17.40
------------------------------------------------------------------------------------------------

260     Instinct Fashions, Inc.           3,970    2.1%   08/15/96  10/31/01     $64,314  $16.20
------------------------------------------------------------------------------------------------
290     Telco Systems, Inc.               1,898    1.0%   05/01/96  04/30/99     $30,748  $16.20

------------------------------------------------------------------------------------------------

300     Pacific Relocation Consultants    7,121    3.7%   08/15/96  12/31/02    $109,720  $15.41
------------------------------------------------------------------------------------------------

310     Inchcape Shipping                 2,437    1.3%   10/01/95  09/30/99     $40,942  $16.80
------------------------------------------------------------------------------------------------

330     Tad Tech                          2,270    1.2%   06/15/96  06/30/99     $39,498  $17.40
------------------------------------------------------------------------------------------------

350E    Inchcape Shipping                   433    0.2%   09/01/95  08/31/99      $7,534  $17.40
------------------------------------------------------------------------------------------------

370     California Grocers Association      818    0.4%   07/01/95  06/30/98     $13,742  $16.80
------------------------------------------------------------------------------------------------

500     California Amer Woman's Econ Dev  4,035    2.1%   04/01/95  05/31/00     $62,946  $15.60
------------------------------------------------------------------------------------------------

540     Product Data Integration Tech     6,304    3.3%   10/16/96  08/31/01    $102,125  $16.20
------------------------------------------------------------------------------------------------

550     University Restaurant Group       4,379    2.3%   02/21/96  06/30/98     $74,618  $17.04
------------------------------------------------------------------------------------------------

595     Wolfe, Wyman, Haines & Lea        3,255    1.7%   07/01/96  06/30/01     $52,731  $16.20
------------------------------------------------------------------------------------------------

650     Del Monte Fresh Produce N.A.      5,047    2.6%   02/01/96  01/31/03     $78,733  $15.60
------------------------------------------------------------------------------------------------

670     World Logistics Service, Inc.     4,150    2.2%   11/05/94  10/31/98    $107,070  $25.80
------------------------------------------------------------------------------------------------

1000    Pine Avenue Grill Corporation     6,730    3.5%   06/01/95  02/28/08    $117,000  $17.38
------------------------------------------------------------------------------------------------

1200    Coffee Plantation                 3,352    1.7%   05/01/95  04/30/05     $60,336  $18.00
------------------------------------------------------------------------------------------------

1400    Rauly's Sundries                    771    0.4%   05/16/90  05/31/00     $12,000  $15.56
------------------------------------------------------------------------------------------------

1500    Atlantis Travel                   1,037    0.5%   05/01/95  04/30/98     $18,044  $17.40
------------------------------------------------------------------------------------------------

3000    Pacific Maritime Association (2) 15,338    8.0%   11/01/88  10/31/03    $384,732  $25.08
------------------------------------------------------------------------------------------------


4000    Earthtech (2)                    37,494   19.6%   01/14/89  01/31/04  $1,034,834  $27.60
------------------------------------------------------------------------------------------------

6000    Earthtech                         6,628    3.5%   10/01/98  09/30/96     103,397  $15.60
------------------------------------------------------------------------------------------------

P1      Grand Rent-A-Car (parking)          825    0.4%   11/20/95  11/19/98          $0
------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------

        Vacant Sq Ft               --    10,611    5.6%                         $185,693  $17.50
------------------------------------------------------------------------------------------------

        Total NRA                       191,727  100.0%                       $3,980,128  $20.76
------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
                                           Marked to Market     RENT STEPS & OPTIONS
Suite #   TENANT NAME                      CURR. YR.    PSF. (INCLUDING ESCALATION SCHEDULE)
--------------------------------------------------------------------------------------------------------------

100     Queen City/First Bank              $216,295  $32.18  Cost Recovery Escalation - $39,735
--------------------------------------------------------------------------------------------------------------

120     GSA                                $302,606  $18.08
--------------------------------------------------------------------------------------------------------------
                                                             Cost Recovery Escalation - $5,333/yr
170     Subway Restaurants, Inc.            $30,991  $22.20  (included in Exp Reimb Revenue)
--------------------------------------------------------------------------------------------------------------

180     University Restaurant Group          $4,473   $9.00
--------------------------------------------------------------------------------------------------------------

200     Inchcape Shipping                  $410,008  $17.50
--------------------------------------------------------------------------------------------------------------

200A    Inchcape Shipping                   $11,880  $15.00
--------------------------------------------------------------------------------------------------------------

220     Inchcape Shipping                   $44,226  $16.20  Rent increases to $45,864/yr on 2/15/99
--------------------------------------------------------------------------------------------------------------

250     World Com Lease Administration     $147,930  $15.84
--------------------------------------------------------------------------------------------------------------

255     Inchcape Shipping                   $20,567  $17.40
--------------------------------------------------------------------------------------------------------------
                                                             Storage Rent - $1,638/yr
260     Instinct Fashions, Inc.             $64,314  $16.20  (included in Other Income)
--------------------------------------------------------------------------------------------------------------

290     Telco Systems, Inc.                 $30,748  $16.20
--------------------------------------------------------------------------------------------------------------
                                                             Rent increases to $115,360/yr on 7/1/98
300     Pacific Relocation Consultants     $109,720  $15.41                    $121,000/yr. On 1/1/01
--------------------------------------------------------------------------------------------------------------

310     Inchcape Shipping                   $40,942  $16.80
--------------------------------------------------------------------------------------------------------------

330     Tad Tech                            $39,498  $17.40
--------------------------------------------------------------------------------------------------------------

350E    Inchcape Shipping                    $7,534  $17.40
--------------------------------------------------------------------------------------------------------------

370     California Grocers Association      $13,742  $16.80
--------------------------------------------------------------------------------------------------------------

500     California Amer Woman's Econ Dev    $62,946  $15.60  Rent Increase: $67,788/yr on 4/1/99
--------------------------------------------------------------------------------------------------------------

540     Product Data Integration Tech      $102,125  $16.20  Rent Increase: $107,800/yr on 1/1/2000
--------------------------------------------------------------------------------------------------------------

550     University Restaurant Group         $74,618  $17.04
--------------------------------------------------------------------------------------------------------------

595     Wolfe, Wyman, Haines & Lea          $52,731  $16.20
--------------------------------------------------------------------------------------------------------------

650     Del Monte Fresh Produce N.A.        $78,733  $15.60
--------------------------------------------------------------------------------------------------------------

670     World Logistics Service, Inc.       $72,625  $17.50
--------------------------------------------------------------------------------------------------------------
                                                             Cost Recovery Escalation - $20,669/yr
1000    Pine Avenue Grill Corporation      $117,000  $17.38  Storage - $840/yr (included in Other Income)
--------------------------------------------------------------------------------------------------------------
                                                             Cost Recovery Escalation  - $10,097/yr
1200    Coffee Plantation                   $58,660  $17.50  Rent Increase - $70,392/yr (21.00/sf) on 5/1/2000
--------------------------------------------------------------------------------------------------------------

1400    Rauly's Sundries                    $12,000  $15.56  Cost Recovery Escalation - $315/yr
--------------------------------------------------------------------------------------------------------------

1500    Atlantis Travel                     $18,044  $17.40
--------------------------------------------------------------------------------------------------------------

3000    Pacific Maritime Association (2)   $384,732  $25.08  Cost Recovery Escalation - $285/yr
--------------------------------------------------------------------------------------------------------------
                                                             Cost Recovery Escalation - $20,826/yr
                                                             Rent increases to: $1,214,806/yr on 1/15/99;
4000    Earthtech (2)                    $1,034,834  $27.60                     $1,372,280/yr on 7/15/01
--------------------------------------------------------------------------------------------------------------

6000    Earthtech                          $103,397  $15.60
--------------------------------------------------------------------------------------------------------------
                                                             Cost Recovery Escalation - $2,554/yr
P1      Grand Rent-A-Car (parking)               $0   $0.00  Parking - $5,445/yr
--------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------

        Vacant Sq Ft                       $185,693  $17.50  (1)
--------------------------------------------------------------------------------------------------------------

        Total NRA                        $3,853,611  $20.10
--------------------------------------------------------------------------------------------------------------

Notes:
Retail tenants indicated in italics.
Shaded cells indicate rents marked to market.
(1) Market rent estimate supported by Cushman & Wakefield market study.
(2) Occupants are long-term tenants with 7-8 years remaining in lease terms.

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                   [GRAPHIC OMITTED]

                                      [STREET MAP]

100 W. BROADWAY: 100 W Broadway, Long Beach, 90802, Page & Grid 825 D1

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

PEER BUILDING ANALYSIS
100 Broadway Building  o 100 Broadway     Second Quarter 1997

========================================================================================================
                                         Building Information
Item  Building Name /              No. of    Area    Avg. Flr.  Year           Available Space (SF)
No.   Location                     Stories   (SF)    Area (SF)  Built      Floor(s)    Direct   Sublease
--------------------------------------------------------------------------------------------------------
D-1   American Savings Building      10     127,991   12,799     1984       Grnd & 2        0    10,730
      401 East Ocean Boulevard                                             Mezz,2-10   77,174       0
                                                                           ---------   ------       -
                                                                                       77,174    10,730
--------------------------------------------------------------------------------------------------------
D-2   Harbor Bank Building            6     109,000   18,167     1982         Ground    4,904       0
      11 Golden Shore Avenue                                                 2,3 & 5   45,448       0
                                                                             -------   ------       -
                                                                                       50,352       0
--------------------------------------------------------------------------------------------------------
D-3   Oceangate Tower                12     202,000   16,833     1971             14        0    13,800
      100 Oceangate Avenue                                             Lob,Plza,4-10   40,920       0
                                                                       -------------   ------       -
                                                                                       40,920    13,800
--------------------------------------------------------------------------------------------------------
D-4   International City Bank
        Building                     10     103,000   10,300     1982         Ground        0       0
      249 East Ocean Boulevard                                                2 - 10   18,643       0
                                                                              ------   ------       -
                                                                                       18,643       0
--------------------------------------------------------------------------------------------------------
D-5   Downtown Plaza                  6     100,145   16,691     1982         Ground        0       0
      211 East Ocean Boulevard                                                 3 - 4    5,755       0
                                                                               -----    -----       -
                                                                                        5,755       0
--------------------------------------------------------------------------------------------------------
D-6   The 180 Building               12     200,028   16,669     1982         Ground   19,681       0
      180 East Ocean Boulevard                                                2 - 12  162,807       0
                                                                              -----   -------       -
                                                                                      182,488       0
--------------------------------------------------------------------------------------------------------
D-7   Fidelity Federal Building       9     122,453   13,606     1964         Ground        0       0
      555 East Ocean Boulevard                                                 2 - 6    9,868       0
                                                                               -----    -----       -
                                                                                        9,868       0
--------------------------------------------------------------------------------------------------------
D-8   Arco Center                    14     220,625   15,759     1983         Ground        0     4,630
      200 Oceangate Avenue                                                    2 - 10   45,375       0
                                                                              ------   ------       -
                                                                                       45,375     4,630
--------------------------------------------------------------------------------------------------------
D-9   Arco Center                    14     218,298   15,593     1983         Ground        0    62,880
      300 Oceangate Avenue                                                     2 - 9   84,824       0
                                                                               -----   ------       -
                                                                                       84,824    62,880
--------------------------------------------------------------------------------------------------------
D-10  Union Bank Building            14     157,683   10,263     1975             11        0     2,163
      400 Oceangate Avenue                                                    2 - 10   15,061       0
                                                                              ------   ------       -
                                                                                       15,061     2,163
--------------------------------------------------------------------------------------------------------
      MARKET TOTALS                 107   1,561,223   14,591                          530,460    94,203
========================================================================================================

=========================================================================================
                                      Overall         Quoted
Item  Building Name /              Availability     Annual Rent   Lease  Occupancy Ratio
No.   Location                         (SF)         PSF     PSF    Type   Direct  Overall
-----------------------------------------------------------------------------------------
D-1   American Savings Building                  $13.20  - $13.20  FSG     39.7%   31.3%
      401 East Ocean Boulevard         Total     $15.00  - $18.60  FSG

                                      87,904
-----------------------------------------------------------------------------------------
D-2   Harbor Bank Building                       $16.80  - $16.80  FSG     53.8%   53.8%
      11 Golden Shore Avenue           Total     $16.80  - $16.80  FSG

                                      50,352
-----------------------------------------------------------------------------------------
D-3   Oceangate Tower                            $13.80  - $13.80  FSG     79.7%   72.9%
      100 Oceangate Avenue             Total     $16.80  - $18.60  FSG

                                      54,720
-----------------------------------------------------------------------------------------
D-4   International City Bank
        Building                                  $0.00  -  $0.00   --     81.9%   81.9%
      249 East Ocean Boulevard         Total     $16.20  - $18.60  FSG

                                      18,643
-----------------------------------------------------------------------------------------
D-5   Downtown Plaza                              $0.00  -  $0.00   --     94.3%   94.3%
      211 East Ocean Boulevard         Total     $16.20  - $16.20  FSG

                                       5,755
-----------------------------------------------------------------------------------------
D-6   The 180 Building                           $19.20  - $19.80  NNN/FSG  8.8%    8.8%
      180 East Ocean Boulevard         Total     $19.08  - $21.60  FSG

                                     182,488
-----------------------------------------------------------------------------------------
D-7   Fidelity Federal Building                   $0.00  - $0.00    --     91.9%   91.9%
      555 East Ocean Boulevard         Total     $14.40  - $19.20  FSG

                                       9,868
-----------------------------------------------------------------------------------------
D-8   Arco Center                                $16.80  - $16.80  FSG     79.4%   77.3%
      200 Oceangate Avenue             Total     $21.96  - $22.92  FSG

                                      50,005
-----------------------------------------------------------------------------------------
D-9   Arco Center                                $17.40  - $17.40  FSG     61.1%   32.3%
      300 Oceangate Avenue             Total     $21.96  - $24.00  FSG

                                     147,704
-----------------------------------------------------------------------------------------
D-10  Union Bank Building                        $18.60  - $18.60  FSG     90.4%   89.1%
      400 Oceangate Avenue             Total     $16.20  - $19.80  FSG

                                      17,224
-----------------------------------------------------------------------------------------
      MARKET TOTALS                  624,663                               66.0%   60.0%
=========================================================================================

                             ---------------------------------------------------
                             $18.50 - $20.65 Direct Weighted Average Rental Rate
                             ---------------------------------------------------

                               [GRAPHIC OMITTED]

[Bar graph: Office Building Activity Chart, Long Beach Area, comparing Occupancy Ratio to No. of Stories]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

RECENT LEASES
100 Broadway Building o 100 Broadway

====================================================================================================================================
Suite                         Leased      Lease  Lse Trm    Annual PSF Rent       Expense    Rental Concessions      Effective FSG
                                                         -----------------------           -----------------------
No.    Building/Location       Area       Date    (mos)  Initial    Adjustments   Basis  Free Rent  TI Allowance     Rent ($/PSF)
------------------------------------------------------------------------------------------------------------------------------------
GF   Survival Insurance        1,500+/-    OFS     60    $14.40       Flat        NNN     None            $20.00       $14.40
     Broadway Plaza                                                                                   Retail Space
     100 W. Broadway                                                                               Imprvd to Vanilla
     Long Beach, CA                                                                                 Shell from Raw
-----------------------------------------------------------------------------------------------------------------------------------
170  Subway Restaurants         1,396     Apr-97   60    $22.20       Flat        FSG     None           None          $22.20
     Broadway Plaza
     100 W. Broadway
     Long Beach, CA
-----------------------------------------------------------------------------------------------------------------------------------
255  Inchape Shipping           1,182     Apr-97   25    $17.40       Flat        FSG     None           $2.00         $17.40
     Broadway Plaza
     100 West Broadway
     Long Beach, CA
-----------------------------------------------------------------------------------------------------------------------------------
540  Product Data Interation    6,304     Oct-96   58    $16.20   1/2000 $17.10   FSG     N/Av           N/Av          $16.48
     Broadway Plaza
     100 West Broadway
     Long Beach, CA
====================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE LEASES
100 Broadway Building o 100 Broadway                         Second Quarter 1997

===================================================================================================================================
Item                            Leased    Lease   Lse Trm        Annual PSF Rent      Expense    Rental Concessions    Effective FSG
                                                             ----------------------           -----------------------
 No.   Building/Location         Area     Date     (mos)     Initial    Adjustments    Basis  Free Rent  TI Allowance  Rent ($/PSF)
-----------------------------------------------------------------------------------------------------------------------------------
L-1   Pan American Bank          2,740    Apr-97    36       $18.00        Flat         FSG     None       $12.00        $18.00
      Arco Center
      200 Oceangate
      Long Beach, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-2   MITI                       6,000    May-97    60       $15.96        Flat         FSG     None       $25.00        $15.96
      300 Oceangate Building
      300 Oceangate
      Long Beach, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-3   M&N Valve                  2,074    Feb-97    36       $15.60        Flat         FSG     None        $3.00        $15.60
      Downtown Plaza
      211 E Ocean Boulevard
      Long Beach, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-4   Wynne Systems              5,031    Feb-97    60       $17.76        Flat         FSG     None       $12.00        $17.76
      Arco Center
      200 Oceangate
      Long Beach, CA

===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE SALES
100 Broadway Building o 100 Broadway

===================================================================================================================================
Item       Property Name        Date of     Year        No. of      Leased        Occ.@            Sales Price          Overall Cap.
                                                                                              ---------------------
No.        & Location            Sale       Built       Stories      Area          Sale          Total        PSF        Rate (OAR)
-----------------------------------------------------------------------------------------------------------------------------------
I-1   City Centre               Jun-97      1968           6         79,500        95.0%      $6,250,000     $78.62       10.7%
      200 Pine Avenue
      Long Beach, CA

-----------------------------------------------------------------------------------------------------------------------------------
I-2   180 E. Ocean Building     Jan-97      1982          12        199,366         8.9%      $9,200,000     $46.15       12.3%
      180 E. Ocean Blvd.                                                                                                As If Stab.
      Long Beach, CA                                                                                                     At Market

-----------------------------------------------------------------------------------------------------------------------------------
I-3   110 Pine Building         Dec-96      1925          13        125,000        50.0%      $5,000,000     $40.00         N/Ap
      110 Pine Street                                      5                                                           Sold on Price
      Long Beach, CA                                                                                                    Per SF Basis

-----------------------------------------------------------------------------------------------------------------------------------
I-4   Ocean Center              Dec-96      1929          12         88,000        80.0%      $2,700,000     $30.68         11.0%
      110 W. Ocean Boulevard
      Long Beach, CA

-----------------------------------------------------------------------------------------------------------------------------------
I-5   South Coast Tide Bldg.    Oct-96      1980           4         56,232        98.8%      $4,600,000     $81.80           9.9%
      4401 Atlantic Avenue
      Long Beach, CA

===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

100 Broadway Building  o  100 Broadway
CONCLUSIONS
Market Rent  o  Expense  o  Tenant Improvements & Leasing Commissions

================================================================================
                                                     Annual PSF
                                                 Low          High
--------------------------------------------------------------------------------
Market Rent (Full Service Gross)                $16.20       $17.40

Expenses
  Utilities                                     $2.50        $2.50
  Cleaning                                      $0.75        $0.75
  Repairs & Maintenance                         $0.80        $0.80
  Administration                                $0.65        $0.65
  General Building                              $0.50        $0.50
  Insurance                                     $0.50        $0.50
  Other                                         $0.00        $0.00
  Management Fee                                $0.50        $0.50
--------------------------------------------------------------------------------
Sub-Total Expenses                              $6.20        $6.20
--------------------------------------------------------------------------------

  Property Taxes                                $1.22        $1.22
  Parking                                       $0.00        $0.00
--------------------------------------------------------------------------------
Total Operating Expenses                        $7.42        $7.42
--------------------------------------------------------------------------------

Typical Lease Term:       3 to 5 years
--------------------------------------------------------------------------------

      Tenant Improvements
        New                          $5.00       $10.00
        Renew                        $0.00        $5.00

      Leasing Commissions
        New                           6.0%         6.0%
        Renew                         3.0%         3.0%

      Estimated Absorption of Vacancy         12 months

--------------------------------------------------------------------------------

              Weighted Avg Contract Rent:       $20.95 Annual PSF *

                  Market Rent is generally below contract rent

================================================================================

                                              * - Per the Rent Roll dated Jun-97

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                 Skyview Center
                             Westchester, California
                          391,676 Rentable Square Feet
                              Los Angeles South Bay
                            Los Angeles Airport Area

Exhibits

      1)          Demographic Profile

      2)          Building Permit Activity - Residential and Non-Residential

      3)          Historical Employment and Unemployment Trends

      4)          June, 1997 Rent Roll

      5)          Summary of Recent Leases in Property

      6)          Summary of Comparable Leases in Market

      7)          Summary of Comparable Office Building Market Activity/Sales

      8)          Summary of Property-Specific Conclusions

            a)    Market Rents and Tenant Improvements (Range)

            b)    Market Rent Versus Current Contract Rents

            c)    Estimated Expense Conclusions

            d)    Leasing Commission Expense

================================================================================


                                       66
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------


                                                                                                             Skyview Center
                                                                                                        DEMOGRAPHIC PROFILE
As of August, 1997                                                                                  Westchester, California
===========================================================================================================================
                                              1-mile             3-mile            5-mile            City of      County of
Characteristic                            Trade Area         Trade Area        Trade Area        Los Angeles    Los Angeles
===========================================================================================================================
---------------------------------------------------------------------------------------------------------------------------
Population
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                             9,473            224,069           595,656          3,712,674      9,555,105
   1997 Estimate                               8,210            211,852           571,442          3,578,322      9,210,790
   1990 Census                                 8,355            201,488           551,342          3,485,398      8,863,164
   1980 Census                                 9,644            176,248           497,784          2,968,959      7,477,507
 % Increase 1980-1990                         -13.4%              14.3%             10.8%              17.4%          18.5%
 % Increase 1997-2002                          15.4%               5.8%              4.2%               3.8%           3.7%
---------------------------------------------------------------------------------------------------------------------------
Households
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                             3,779             74,740           222,491          1,325,438      3,331,065
   1997 Estimate                               3,473             72,626           214,500          1,274,236      3,171,862
   1990 Census                                 3,490             71,298           206,868          1,217,507      2,989,552
   1980 Census                                 4,359             71,054           195,581          1,138,107      2,730,469
 % Increase 1980-1990                         -19.9%               0.3%              5.8%               7.0%           9.5%
 % Increase 1997-2002                           8.8%               2.9%              3.7%               4.0%           5.0%
---------------------------------------------------------------------------------------------------------------------------
Average Household Size
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                              2.51               3.00              2.68               2.80           2.87
   1997 Estimate                                2.36               2.92              2.66               2.81           2.90
   1990 Census                                  2.39               2.83              2.67               2.86           2.96
   1980 Census                                  2.21               2.48              2.55               2.61           2.74
---------------------------------------------------------------------------------------------------------------------------
Household Income
---------------------------------------------------------------------------------------------------------------------------
   Average                                   $48,920            $62,345           $70,217            $68,265        $69,131
   Median                                    $37,215            $44,289           $47,505            $40,940        $45,064
   Per Capital Income                        $20,752            $21,649           $26,531            $24,652        $24,172
---------------------------------------------------------------------------------------------------------------------------
Households by Income
---------------------------------------------------------------------------------------------------------------------------
1997 Estimated Population                      3,473             72,626           214,500          1,274,236      3,171,862
   $150,000 or more                             2.2%               4.8%              7.2%               8.3%           7.6%
   $100,000 to $149,999                         4.6%               8.2%              8.8%               7.4%           8.0%
   $ 75,000 to $ 99,999                         7.8%              10.4%             11.0%               8.8%          10.0%
   $ 50,000 to $ 74,999                        17.3%              20.2%             20.5%              17.2%          19.6%
   $ 35,000 to $ 49,999                        21.2%              16.5%             15.1%              13.9%          14.9%
   $ 25,000 to $ 34,999                        16.0%              13.2%             12.1%              12.1%          11.9%
   $ 15,000 to $ 24,999                        16.8%              12.5%             11.2%              13.4%          12.0%
   $  5,000 to $ 14,999                        11.6%              11.0%             10.9%              14.7%          12.6%
   Under $5,000                                 2.5%               3.1%              3.2%               4.3%           3.5%
---------------------------------------------------------------------------------------------------------------------------
Occupied Units                                 3,490             71,298           206,868          1,217,507      2,989,552
---------------------------------------------------------------------------------------------------------------------------
    Owner Occupied                             16.6%              39.3%             44.6%              39.4%          48.2%
    Renter Occupied                            83.4%              60.7%             55.4%              60.6%          51.8%
1990 Avg. Persons per HH                        2.37               2.77              2.63               2.80           2.91
---------------------------------------------------------------------------------------------------------------------------
Education
---------------------------------------------------------------------------------------------------------------------------
   Bachelor Degree Only                        18.0%              14.8%             16.4%              14.6%          14.5%
   Graduate Degree                              7.7%               7.8%              9.4%               8.3%           7.8%
===========================================================================================================================
Source:  Equifax National Decision Systems

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Residential Construction Activity - Permits Issued & Valuation
New single family, multi-family, and residential alterations & additions

===================================================================================================================================

City Name                              1990          1991          1992          1993          1994          1995          1996
-----------------------------------------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Units                                  120            62            26            39             6            40            14
   Dollar Volume ($1,000s)           63,536.4      49,963.1      32,712.9      28,622.6      15,521.5      41,262.6      30,170.7
-----------------------------------------------------------------------------------------------------------------------------------
BURBANK
   Units                                   43            28           165           174           163            26           262
   Dollar Volume ($1,000s)           24,699.4      20,386.1      31,922.1      21,951.6      30,370.2      15,449.5      22,588.7
-----------------------------------------------------------------------------------------------------------------------------------
CULVER CITY
   Units                                   48            77             6             3             1             3            51
   Dollar Volume ($1,000s)           11,178.4      17,784.8       4,242.5       4,738.8       3,382.0       2,905.3      10,976.0
-----------------------------------------------------------------------------------------------------------------------------------
GLENDALE
   Units                                  515           221            71           234           109            54            75
   Dollar Volume ($1,000s)           69,535.3      40,366.5      28,380.3      43,214.8      25,605.2      20,222.0      21,316.1
-----------------------------------------------------------------------------------------------------------------------------------
LONG BEACH
   Units                                1,269           627            93            24            82           147            77
   Dollar Volume ($1,000s)          198,662.0     122,529.8      52,394.8      37,136.9      41,563.3      49,500.1      41,028.7
-----------------------------------------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Units                               11,826         5,815         2,627         2,063         2,429         2,637         2,173
   Dollar Volume ($1,000s)        1,883,843.7   1,224,612.2     845,929.3     658,854.2     962,560.1     953,356.4     769,427.1
-----------------------------------------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                                  142            35           100            55            11            42            84
   Dollar Volume ($1,000s)           14,913.9      11,049.2      22,826.5      14,329.4       5,401.3      12,507.2       9,994.7
-----------------------------------------------------------------------------------------------------------------------------------
NORWALK
   Units                                   80           202            37             9            26            58            19
   Dollar Volume ($1,000s)           13,821.8      21,176.5       9,948.0       5,761.2       6,553.3      10,655.5       6,646.0
-----------------------------------------------------------------------------------------------------------------------------------
PASADENA
   Units                                  240           110           426            91           131           171            30
   Dollar Volume ($1,000s)           42,012.8      37,234.4      49,180.2      25,591.6      23,559.5      27,930.1      17,931.8
-----------------------------------------------------------------------------------------------------------------------------------
SANTA MONICA
   Units                                  308           339           218           122            39            66           195
   Dollar Volume ($1,000s)           60,622.3      52,659.6      36,190.6      27,305.5      23,006.2      36,143.2      36,377.4
-----------------------------------------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                                   14             2             3             1             1            34             4
   Dollar Volume ($1,000s)            6,372.2       3,038.1       2,781.3       2,436.3       1,908.7       9,940.8       2,983.6

===================================================================================================================================

TOTAL TRADE AREA
   Units                               14,605         7,518         3,772         2,815         2,998         3,278         2,984
     % of L.A. County                   58.3%         46.4%         34.0%         38.8%         39.3%         39.0%         34.7%
   Dollar Volume ($1,000s)           78,021.4      57,419.1      36,458.9      31,398.6      18,513.5      44,500.6      33,140.7
     % of L.A. County                    1.9%          1.8%          1.4%          1.6%          0.9%          2.0%          1.6%

===================================================================================================================================

LOS ANGELES COUNTY
   Units                               25,045        16,195        11,097         7,259         7,621         8,405         8,590
   Dollar Volume ($1,000s)        4,155,565.2   3,197,540.0   2,600,387.2   1,910,098.4   2,154,472.9   2,256,613.3   2,091,965.1

===================================================================================================================================

==========================================================================
                                 Apr. (4 months )   5-year        7-year
City Name                               1997       Average +     Average ^
--------------------------------------------------------------------------
BEVERLY HILLS
   Units                                     3            25            44
   Dollar Volume ($1,000s)             5,390.9      29,658.1      37,398.5
--------------------------------------------------------------------------
BURBANK
   Units                                     2           158           123
   Dollar Volume ($1,000s)             4,280.2      24,456.4      23,909.7
--------------------------------------------------------------------------
CULVER CITY
   Units                                     2            13            27
   Dollar Volume ($1,000s)               994.3       5,248.9       7,886.8
--------------------------------------------------------------------------
GLENDALE
   Units                                    14           109           183
   Dollar Volume ($1,000s)             4,473.3      27,747.7      35,520.0
--------------------------------------------------------------------------
LONG BEACH
   Units                                    18            85           331
   Dollar Volume ($1,000s)            11,570.0      44,324.8      77,545.1
--------------------------------------------------------------------------
LOS ANGELES CITY
   Units                                   733         2,386         4,224
   Dollar Volume ($1,000s)           243,914.6     838,025.4   1,042,654.7
--------------------------------------------------------------------------
MONTEREY PARK
   Units                                    10            58            67
   Dollar Volume ($1,000s)             2,531.6      13,011.8      13,003.2
--------------------------------------------------------------------------
NORWALK
   Units                                     3            30            62
   Dollar Volume ($1,000s)             1,655.3       7,912.8      10,651.8
--------------------------------------------------------------------------
PASADENA
   Units                                    87           170           171
   Dollar Volume ($1,000s)            16,357.7      28,838.6      31,920.1
--------------------------------------------------------------------------
SANTA MONICA
   Units                                    25           128           184
   Dollar Volume ($1,000s)             9,621.4      31,804.6      38,900.7
--------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                                     -             9             8
   Dollar Volume ($1,000s)               606.0       4,010.1       4,208.7

==========================================================================

TOTAL TRADE AREA
   Units                                   897         3,169         5,424
     % of L.A. County                    32.4%         36.9%         45.1%
   Dollar Volume ($1,000s)             6,284.9      32,802.5      42,779.0
     % of L.A. County                     0.9%          1.5%          1.6%

==========================================================================

LOS ANGELES COUNTY
   Units                                 2,772         8,594        12,030
   Dollar Volume ($1,000s)           725,231.6   2,202,707.4   2,623,806.0

==========================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Non-Residential Construction Activity - Permits Issued & Valuation
New commercial, industrial, other, and non-residential alterations & additions

====================================================================================================
City Name                        1990          1991          1992         1993           1994
----------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Dollar Volume ($1,000s)       30,284.7      32,673.9      71,681.4     112,129.9      55,809.7
    % Change                           --           7.9%        119.4%         56.4%        -50.2%
----------------------------------------------------------------------------------------------------
BURBANK
   Dollar Volume ($1,000s)      127,622.4      68,951.8      36,459.1     132,212.0      73,459.9
    % Change                           --         -46.0%        -47.1%        262.6%        -44.4%
----------------------------------------------------------------------------------------------------
CULVER CITY
   Dollar Volume ($1,000s)       12,736.9      30,764.7      25,824.0      16,512.9      29,418.8
    % Change                           --         141.5%        -16.1%        -36.1%          7.2%
----------------------------------------------------------------------------------------------------
GLENDALE
   Dollar Volume ($1,000s)      158,610.0      63,317.6      58,840.5      46,640.2      41,908.7
    % Change                           --         -60.l%         -7.1%        -20.7%        -10.1%
----------------------------------------------------------------------------------------------------
LONG BEACH
   Dollar Volume ($1,000s)      113,394.8      65,859.8      54,709.3      66,678.8      46,979.9
    % Change                           --         -41.9%        -16.9%         21.9%        -29.5%
----------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Dollar Volume ($1,000s)    1,580,738.8   1,241,390.3     847,187.7     900,571.6   1,210,075.6
    % Change                           --         -21.5%        -31.8%          6.3%         34.4%
----------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                         15,929.6      28,452.4      20,932.6       9,089.2       8,068.1
   Dollar Volume ($1,000s)             --          78.6%        -26.4%        -56.6%        -11.2%
----------------------------------------------------------------------------------------------------
NORWALK
   Units                         10,450.8       1,154.7       1,620.9       4,283.5       4,265.0
   Dollar Volume ($1,000s)             --         -89.0%        -40.4%        164.3%         -0.4%
----------------------------------------------------------------------------------------------------
PASADENA
   Dollar Volume ($1,000s)       57,784.2      63,283.9      37,409.5      43,560.4      37,056.7
    % Change                           --           9.5%        -40.9%         16.4%        -14.9%
----------------------------------------------------------------------------------------------------
SANTA MONICA
   Dollar Volume ($1,000s)      123,070.4      80,562.8      43,188.0      24,499.2      25,396.3
    % Change                           --         -34.5%        -46.4%        -43.3%          3.7%
----------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                          7,941.1       4,750.9       5,889.4       9,721.3       4,089.3
   Dollar Volume ($1,000s)             --         -40.2%         24.0%         65.1%        -57.9%
====================================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)    2,238,563.7   1,681,162.8   1,203,742.4   1,365,899.0   l,536,526.0
    % of L.A. County                 58.4%         61.4%         56.4%         62.8%         67.0%
    % Change                           --         -24.9%        -28.4%         13.5%         12.5%
====================================================================================================
LOS ANGELES COUNTY
   Dollar Volume ($1,000s)    3,831,079.4   2,739,595.5   2,135,069.9   2,176,509.5   2,292,921.0
     % Change                          --         -28.5%        -22.1%          1.9%          5.3%
====================================================================================================

====================================================================================================
                                                         Apr.(4 months)      5-year         7-year
City Name                        1995          1996           1997           Average+       Average^
----------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Dollar Volume ($1,000s)       43,042.1      53,540.6      24,792.5        67,241          52,994
    % Change                        -22.9%         24.4%           --            --              --
----------------------------------------------------------------------------------------------------
BURBANK
   Dollar Volume ($1,000s)      109,051.1     133,693.0      23,857.8      96,975.0        97,349.9
    % Change                         48.4%         22.6%           --            --              --
----------------------------------------------------------------------------------------------------
CULVER CITY
   Dollar Volume ($1,000s)       20,756.5      19,146.7       4,918.2        22,332          20,010
    % Change                        -29.4%         -7.8%           --            --              --
----------------------------------------------------------------------------------------------------
GLENDALE
   Dollar Volume ($1,000s)       48,571.4      65,364.0      63,150.6      52,264.6        69,035.8
    % Change                         15.9%         34.6%           --            --              --
----------------------------------------------------------------------------------------------------
LONG BEACH
   Dollar Volume ($1,000s)       50,773.0     102,203.0      14,790.9        64,269          64,424
    % Change                          8.1%        101.3%           --            --              --
----------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Dollar Volume ($1,000s)      903,610.9     791,719.8     251,424.3       930,633         965,840
    % Change                        -25.3%        -12.4%           --            --              --
----------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                          3,792.7       6,856.6       1,093.7       9,747.8        13,303.0
   Dollar Volume ($1,000s)          -53.0%         60.8%           --          (0.1)            0.0
----------------------------------------------------------------------------------------------------
NORWALK
   Units                          7,482.5       3,980.2       7,524.6       4,326.4         4,748.2
   Dollar Volume ($1,000s)           75.4%        -46.8%           --           0.5             O.2
----------------------------------------------------------------------------------------------------
PASADENA
   Dollar Volume ($1,000s)       33,838.0      32,528.0      12,749.2      36,878.5        43,637.2
    % Change                         -8.7%         -3.9%           --            --              --
----------------------------------------------------------------------------------------------------
SANTA MONICA
   Dollar Volume ($1,000s)       41,184.6      33,100.3      12,737.6        33,474          47,967
    % Change                         62.2%        -19.6%           --            --              --
----------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                          1,200.7       6,971.6         970.0       5,574.5         5,794.9
   Dollar Volume ($1,000s)          -70.6%        480.6%           --           0.9             0.7
====================================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)    1,283,303.5   1,249,103.8     418,009.4   1,323,714.9     1,505,471.6
    % of L.A. County                 63.4%         59.3%         60.5%         61.8%           61.0%
    % Change                        -17.8%         -1.1%           --            --              --
====================================================================================================
LOS ANGELES COUNTY
   Dollar Volume ($1,000s)    1,993,022.7   2,105,856.8     690,408.3   2,140,676.0     2,467,722.1
    % Change                        -13.1%          5.7%           --            --              --
====================================================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Southern California
EMPLOYMENT & UNEMPLOYMENT TRENDS

========================================================================================
Name                        1992        1993          1994        1995          1996
----------------------------------------------------------------------------------------
STATE OF CALIFORNIA
    Labor Force           15,404,255   15,359,518   15,449,963   15,427,261   15,596,139
    Employment            13,973,304   13,918,275   14,122,088   14,216,727   14,469,924
    Unemployment           1,430,951    1,441,243    1,327,875    1,210,534    1,126,215
    Unemployment Rate           9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
LOS ANGELES COUNTY
    Labor Force            4,503,804    4,404,104    4,366,207    4,359,656    4,415,428
    Employment             4,062,416    3,970,748    3,957,037    4,016,191    4,052,561
    Unemployment             441,388      433,356      409,170      343,465      362,867
    Unemployment Rate           9.8%         9.8%         9.4%         7.9%         8.2%
----------------------------------------------------------------------------------------
LOS ANGELES CITY
    Labor Force            1,815,313    1,775,228    1,768,612    1,760,755    1,775,638
    Employment             1,614,309    1,577,882    1,581,236    1,603,594    1,610,392
    Unemployment             201,004      197,346      187,376      157,161      165,246
    Unemployment Rate          11.1%        11.1%        10.6%         8.9%         9.3%
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
    UNEMPLOYMENT RATE           1992         1993         1994         1995         1996
----------------------------------------------------------------------------------------
    STATE OF CALIFORNIA         9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
    LOS ANGELES COUNTY          9.8%         9.8%         9.4%         7.9%         8.2%
    LOS ANGELES CITY           11.1%        11.1%        10.6%         8.9%         9.3%

        Source: U.S. Bureau of Labor Statistics / Local Area Unemployment
----------------------------------------------------------------------------------------

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                 SKYVIEW CENTER
                         RENT ROLL - AS OF JUNE 30, 1997

------------------------------------------------------------------------------------------------
                                                    %      LEASE     LEASE         BASE RENT
Suite #   TENANT NAME                    Sq. Ft.  OCC'D  START DATE END DATE     CURR. YR. PSF.
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
        Skyview Center I
------------------------------------------------------------------------------------------------

100     City National Bank               16,496    4.2%   05/15/81  05/14/06    $439,766  $26.66
------------------------------------------------------------------------------------------------

200     Airport Healthcare Ctr.           9,719    2.5%   07/10/96  08/31/01    $150,450  $15.48
------------------------------------------------------------------------------------------------

260     Systems Experience, Inc.          1,174    0.3%   02/01/95  01/31/99     $19,725  $16.80
------------------------------------------------------------------------------------------------

280     Associated Securities             1,789    0.5%   08/22/94  08/21/97     $22,541  $12.60
------------------------------------------------------------------------------------------------

340     Development Dimensions Int'l      6,195    1.6%   07/25/90  12/31/97    $125,988  $20.34
------------------------------------------------------------------------------------------------

375     Meier's International             1,640    0.4%   01/01/97  12/31/99     $23,616  $14.40
------------------------------------------------------------------------------------------------

400     Interoffice/Los Angles, Inc.     16,341    4.2%   11/01/93  10/31/03    $245,115  $15.00
------------------------------------------------------------------------------------------------

601     Leibert, Cassidy & Fierson        9,838    2.5%   07/11/96  01/31/06    $118,056  $12.00
------------------------------------------------------------------------------------------------

610     United Steel Workers of Am.       1,915    0.5%   12/01/94  11/30/97     $27,576  $14.40
------------------------------------------------------------------------------------------------

670     Hungarian Hotels & Trade Co.      1,498    0.4%   05/01/94  05/31/00     $22,470  $15.00
------------------------------------------------------------------------------------------------

690     SRS Hotels                        1,338    0.3%   05/04/96  02/28/99     $23,602  $17.64
------------------------------------------------------------------------------------------------

700     Kenzier Corporation               4,370    1.1%   09/01/96  02/28/04     $60,306  $13.80
------------------------------------------------------------------------------------------------

710     The WEFA Group                    1,859    0.5%   04/01/94  05/25/00     $26,100  $14.04
------------------------------------------------------------------------------------------------

760     ALIA: The Royal Jordanian         1,450    0.4%   09/01/94  04/14/96     $24,360  $16.80
------------------------------------------------------------------------------------------------

780     Par Avion Travel                  3,752    1.0%   02/01/95  01/31/00     $51,778  $13.80
------------------------------------------------------------------------------------------------

805     Sunburst Holidays                 2,821    0.7%   11/01/95  12/31/99     $33,852  $12.00
------------------------------------------------------------------------------------------------

810     Hawaiian Airlines                 1,967    0.5%   05/01/93  04/30/98     $29,505  $15.00
------------------------------------------------------------------------------------------------

830     Viktor Lax Corporation              668    0.2%   11/01/95  10/31/98      $9,218  $13.80
------------------------------------------------------------------------------------------------

840     California Eastern Labs, Inc.       999    0.3%   12/01/94  11/30/99     $15,087  $15.10
------------------------------------------------------------------------------------------------

850     Inter-Pacific Capital Corp.       1,036    0.3%   03/01/94  04/30/97     $18,648  $18.00
------------------------------------------------------------------------------------------------

900     Westcoast Telecommunications      3,221    0.8%   04/01/93  03/31/96     $57,591  $17.88
------------------------------------------------------------------------------------------------

920     Graphic Arts Center               3,061    0.8%   06/01/92  07/31/97     $46,650  $15.24
------------------------------------------------------------------------------------------------

940     Informax Data Systems             1,001    0.3%   01/01/95  06/31/97     $13,213  $13.20
------------------------------------------------------------------------------------------------

950     Heli International                  666    0.2%   01/15/96  12/31/98      $9,590  $14.40
------------------------------------------------------------------------------------------------

970     M.V. Roberts                      1,622    0.4%   02/01/95  01/31/00     $23,357  $14.40
------------------------------------------------------------------------------------------------

980     CIT Tours                         1,862    0.5%   01/01/94  03/31/99     $26,813  $14.40
------------------------------------------------------------------------------------------------

985     Alaska Airlines                   1,310    0.3%   06/01/96  07/31/01     $18,864  $14.40
------------------------------------------------------------------------------------------------

990     Conomikes Associates, Inc.        2,754    0.7%   09/01/92  06/31/97     $42,962  $15.60
------------------------------------------------------------------------------------------------

1075    Amerimax Flood Certification      7,258    1.9%   02/01/97  07/31/01    $107,999  $14.88
------------------------------------------------------------------------------------------------

1080    Go America Tours                  7,503    1.9%   07/01/96  09/30/04    $135,054  $18.00
------------------------------------------------------------------------------------------------

1100    MCI Telecommunications Corp.      4,788    1.2%   06/01/92  07/31/02     $86,184  $18.00
------------------------------------------------------------------------------------------------

1107    Lot Polish Airlines               2,062    0.5%   06/01/97  05/31/02     $36,227  $17.40
------------------------------------------------------------------------------------------------

1110    Kurt Salmon Associates            6,029    1.5%   08/01/96  07/31/01     $88,988  $14.76
------------------------------------------------------------------------------------------------

1180    Sasta Airlines                    1,529    0.4%   03/01/95  02/28/98     $20,183  $13.20
------------------------------------------------------------------------------------------------

1190    Yung An Hat Co. LTD.              1,861    0.5%   06/01/95  05/31/98     $29,702  $15.96
------------------------------------------------------------------------------------------------

1200    ADX Microsys Corporation          9,756    2.5%   06/15/94  06/14/00    $125,267  $12.84
------------------------------------------------------------------------------------------------

1250    LA International Sales Office     2,727    0.7%   11/01/93  05/19/99     $39,269  $14.40
------------------------------------------------------------------------------------------------

1270    New Zealand Australian Res.       2,755    0.7%   01/01/96  10/14/99     $41,325  $15.00
================================================================================================

PK1     Ace Parking Mgt.                      0    0.0%   10/01/96  10/31/98
------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                                          Marked to Market     RENT STEPS & OPTIONS
Suite #   TENANT NAME                     CURR. YR.    PSF. (INCLUDING ESCALATION SCHEDULE)
----------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
        Skyview Center I
------------------------------------------------------------------------------------------------

100     City National Bank                $439,766  $26.66
----------------------------------------------------------------------------------------------------------------------

200     Airport Healthcare Ctr.           $150,450  $15.48
----------------------------------------------------------------------------------------------------------------------

260     Systems Experience, Inc.           $18,197  $15.50  Escalation $1,056
----------------------------------------------------------------------------------------------------------------------

280     Associated Securities              $22,541  $12.60
----------------------------------------------------------------------------------------------------------------------

340     Development Dimensions Int'l       $96,023  $15.50  Escalation $5,994.84/yr. Storage $709/yr.
----------------------------------------------------------------------------------------------------------------------

375     Meier's International              $23,616  $14.40
----------------------------------------------------------------------------------------------------------------------
                                                            Escalation $5,764/yr. Storage $1,236/yr. Rent Increase
400     Interoffice/Los Angles, Inc.      $245,115  $15.00  11/01/98 $18.00 sq. ft.
----------------------------------------------------------------------------------------------------------------------
                                                            Storage & Tenant Improvement $6,530/yr. Rent
601     Leibert, Cassidy & Fierson        $118,056  $12.00  Increases 12/01/98 $14.40sq.ft. 12/01/00 $15.00sq.ft.
----------------------------------------------------------------------------------------------------------------------

610     United Steel Workers of Am.        $27,576  $14.40  Escalation $2.761/yr.
----------------------------------------------------------------------------------------------------------------------
                                                            Rent Reduction $15.00/sf @ 6/1/97 (included in base rent)
670     Hungarian Hotels & Trade Co.       $22,470  $15.00  Escalation $3340.80/yr
----------------------------------------------------------------------------------------------------------------------

690     SRS Hotels                         $20,739  $15.50  Escalation $1024/yr.
----------------------------------------------------------------------------------------------------------------------

700     Kenzier Corporation                $60,306  $13.80  Escalation $2,577.00/yr.
----------------------------------------------------------------------------------------------------------------------

710     The WEFA Group                     $26,100  $14.04  Escalation $548/yr.
----------------------------------------------------------------------------------------------------------------------

760     ALIA: The Royal Jordanian          $22,475  $15.50  Escalation $427/yr.
----------------------------------------------------------------------------------------------------------------------

780     Par Avion Travel                   $51,778  $13.80  Rent Increase 06/01/97 $13.80sq.ft.
----------------------------------------------------------------------------------------------------------------------

805     Sunburst Holidays                  $33,852  $12.00  Rent Increase 11/01/98 $13.20sq.ft.
----------------------------------------------------------------------------------------------------------------------

810     Hawaiian Airlines                  $29,505  $15.00  Escalation $1505/yr. Storage $780/yr.
----------------------------------------------------------------------------------------------------------------------

830     Viktor Lax Corporation              $9,218  $13.80
----------------------------------------------------------------------------------------------------------------------

840     California Eastern Labs, Inc.      $15,087  $15.10  Escalation $294/yr.
----------------------------------------------------------------------------------------------------------------------

850     Inter-Pacific Capital Corp.        $16,058  $15.50  Escalation $1,495/yr.
----------------------------------------------------------------------------------------------------------------------

900     Westcoast Telecommunications       $49,926  $15.50  Escalation $2,580/yr. Storage $780/yr.
----------------------------------------------------------------------------------------------------------------------

920     Graphic Arts Center                $46,650  $15.24  Escalation $2,344
----------------------------------------------------------------------------------------------------------------------

940     Informax Data Systems              $13,213  $13.20  Storage $1068.96-1,001 sf
----------------------------------------------------------------------------------------------------------------------

950     Heli International                  $9,590  $14.40
----------------------------------------------------------------------------------------------------------------------

970     M.V. Roberts                       $23,357  $14.40  Storage $1,099.80-1,622 sf
----------------------------------------------------------------------------------------------------------------------

980     CIT Tours                          $26,813  $14.40  Escalation $549/yr.
----------------------------------------------------------------------------------------------------------------------

985     Alaska Airlines                    $18,864  $14.40
----------------------------------------------------------------------------------------------------------------------

990     Conomikes Associates, Inc.         $42,687  $15.50  Escalation $2,207/yr. Storage $780/yr.
----------------------------------------------------------------------------------------------------------------------

1075    Amerimax Flood Certification      $107,999  $14.88  Storage $2,928/yr.-7,258 sf
----------------------------------------------------------------------------------------------------------------------

1080    Go America Tours                  $135,054  $18.00  Escalation $6,007 Storage $6,180
----------------------------------------------------------------------------------------------------------------------
                                                            Rent Reduction $18.00 @ 8/1/97 (included in base rent)
1100    MCI Telecommunications Corp.       $74,214  $15.50  Escalation $3664/yr.
----------------------------------------------------------------------------------------------------------------------
                                                            Rent Reduction: $18.00 @ 8/1/97 (included in base rent)
1107    Lot Polish Airlines                $32,271  $15.50  Escalation $3,664/yr.
----------------------------------------------------------------------------------------------------------------------
                                                            Rent Increase: $14.76/sf @ 12/1/97 (included in base rent)
1110    Kurt Salmon Associates             $88,988  $14.76  Escalation $1776/yr. Storage $3,289/yr.
----------------------------------------------------------------------------------------------------------------------

1180    Sasta Airlines                     $20,183  $13.20  Escalation $450/yr.
----------------------------------------------------------------------------------------------------------------------

1190    Yung An Hat Co. LTD.               $28,846  $15.50
----------------------------------------------------------------------------------------------------------------------

1200    ADX Microsys Corporation          $125,267  $12.84  Escalation $2,866/yr. Storage $3,144/yr.
----------------------------------------------------------------------------------------------------------------------

1250    LA International Sales Office      $39,269  $14.40  Escalation $534/yr.
----------------------------------------------------------------------------------------------------------------------

1270    New Zealand Australian Res.        $41,325  $15.00  Escalation $2691/yr. Storage $1,944/yr.
======================================================================================================================

PK1     Ace Parking Mgt.                                    Parking $1,062,286/yr.
----------------------------------------------------------------------------------------------------------------------

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                 SKYVIEW CENTER
                         RENT ROLL - AS OF JUNE 30, 1997

------------------------------------------------------------------------------------------------
                                                    %      LEASE     LEASE          BASE RENT
Suite #   TENANT NAME                    Sq. Ft.  OCC'D  START DATE END DATE     CURR. YR. PSF.
------------------------------------------------------------------------------------------------

PK2     Payless Car Rental                    0    0.0%   11/01/91  12/30/02
------------------------------------------------------------------------------------------------

RF1     GTE Airphone                          0    0.0%   07/01/93  06/30/98
------------------------------------------------------------------------------------------------

RF2     Associated Communications             0    0.0%   09/01/89  08/31/99
------------------------------------------------------------------------------------------------

RF3     Claircom Comm. / ATT                  0    0.0%   11/01/95  10/31/00
------------------------------------------------------------------------------------------------

SN1     Patrick Media Group, Inc.             0    0.0%   11/01/81  10/31/96
------------------------------------------------------------------------------------------------

SN2     National Advertising Co.              0    0.0%   06/01/95  10/01/07
------------------------------------------------------------------------------------------------

SN3     National Advertising Co.              0    0.0%   06/01/95  10/01/05
------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------

        SKYVIEW CENTER II
------------------------------------------------------------------------------------------------

100     Plaza Reach Corporation           6,186    1.6%   01/01/89  12/31/98    $111,348  $18.00
------------------------------------------------------------------------------------------------

200     Learning Tree International      34,145    8.7%   01/01/94  05/17/05    $446,617  $13.08
------------------------------------------------------------------------------------------------

400     RDA / Logicon                    74,174   18.9%   01/01/90  06/30/02  $1,575,456  $21.24
------------------------------------------------------------------------------------------------

500     Learning Tree International      11,542    2.9%   01/01/97  05/17/05    $160,665  $13.92
------------------------------------------------------------------------------------------------

700     American Tours Int'l, Inc.       32,586    8.3%   02/15/94  02/14/04    $391,032  $12.00
------------------------------------------------------------------------------------------------

800     China Airlines LTD.              16,180    4.1%   01/01/96  12/31/03    $223,284  $13.80
------------------------------------------------------------------------------------------------

1100    California Pizza Kitchen         21,579    5.5%   10/01/96  08/31/02    $310,738  $14.40
------------------------------------------------------------------------------------------------

        Vacant Sq Ft                     46,633   11.9%                         $722,812  $15.50
------------------------------------------------------------------------------------------------

        Total NRA                       391,675  100.0%                       $6,378,948  $16.29
------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                                          Marked to Market     RENT STEPS & OPTIONS
Suite #   TENANT NAME                     CURR. YR.    PSF. (INCLUDING ESCALATION SCHEDULE)
----------------------------------------------------------------------------------------------------------------------

PK2     Payless Car Rental                                  Parking $134,182/yr
----------------------------------------------------------------------------------------------------------------------

RF1     GTE Airphone                                        Satelite $18,000/yr
----------------------------------------------------------------------------------------------------------------------

RF2     Associated Communications                           Satelite $21,000/yr
----------------------------------------------------------------------------------------------------------------------

RF3     Claircom Comm. / ATT                                Satelite $18,000/yr
----------------------------------------------------------------------------------------------------------------------

SN1     Patrick Media Group, Inc.                           Signage $18,000/yr
----------------------------------------------------------------------------------------------------------------------

SN2     National Advertising Co.                            Signage $24,000/yr
----------------------------------------------------------------------------------------------------------------------

SN3     National Advertising Co.                            Signage $9996/yr
----------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------

        SKYVIEW CENTER II
----------------------------------------------------------------------------------------------------------------------

100     Plaza Reach Corporation            $95,883  $15.50  Escalation $6,870.12/yr
----------------------------------------------------------------------------------------------------------------------

200     Learning Tree International       $446,617  $13.08  Escalation $5,100.60/yr
----------------------------------------------------------------------------------------------------------------------

400     RDA / Logicon                   $1,149,697  $15.50  Escalation $55,812.72/yr. Other $47,991.00/yr
----------------------------------------------------------------------------------------------------------------------

500     Learning Tree International       $160,665  $13.92
----------------------------------------------------------------------------------------------------------------------
                                                            Rent Increase: $13.20/sf @ 2/15/98
700     American Tours Int'l, Inc.        $391,032  $12.00  Escalation $4,863.00/yr. Storage $23,099.88/yr
----------------------------------------------------------------------------------------------------------------------

800     China Airlines LTD.               $223,284  $13.80  Rent Reduction: $13.80/sf @ 7/1/97 (included in base rent)
----------------------------------------------------------------------------------------------------------------------

1100    California Pizza Kitchen          $310,738  $14.40  Storage $10,468.80 - 34,131 sf
----------------------------------------------------------------------------------------------------------------------

        Vacant Sq Ft                      $722,812  $15.50  (1)
----------------------------------------------------------------------------------------------------------------------

        Total NRA                       $5,874,169  $15.00
----------------------------------------------------------------------------------------------------------------------

Notes:
Retail tenants indicated in italics.
Shaded cells indicate rents marked to market.
(1) Property is superior to its competition within the submarket, resulting in higher achievable rents relative to the available Cushman & Wakefield market data. Recent leasing activity provides further support for the market rent estimate.

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                   [GRAPHIC OMITTED]

                                      [STREET MAP]

SKYVIEW CENTER: 6033 W Century Blvd, Westchester, 90045, Page & Grid 702 H5

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

PEER BUILDING ANALYSIS
Skyview Center I - 6033 West Century Boulevard               Second Quarter 1997

=========================================================================================================
                                          Building Information
Item  Building Name /               No. of    Area    Avg. Flr.  Year           Available Space (SF)
No.   Location                      Stories   (SF)    Area (SF)  Built      Floor(s)    Direct   Sublease
---------------------------------------------------------------------------------------------------------
A-1   Centroplex #7                    4     236,311   59,078     1981         Ground        0       0
      5721 West Century Boulevard                                                   0        0       0
                                                                                    -        -       -
                                                                                             0       0
---------------------------------------------------------------------------------------------------------
A-2   Los Angeles Airport Center II   14     213,974   15,284     1964         Ground        0       0
      5959 West Century Boulevard                                              2 - 14   70,690       0
                                                                               ------   ------       -
                                                                                        70,690       0
---------------------------------------------------------------------------------------------------------
A-3   Continental Park                 4     108,000   27,000     1984         Ground        0       0
      841 Apollo Street                                                             3        0    21,025
                                                                                    -        -    ------
                                                                                             0    21,025
---------------------------------------------------------------------------------------------------------
A-4   Xerox Centre II                 12     245,000   20,417     1987              5        0     7,400
      1960 Grand Avenue                                                        5 & 11    4,358       0
                                                                               ------    -----       -
                                                                                         4,358     7,400
---------------------------------------------------------------------------------------------------------
A-5   The Plaza at Continental Park    8     406,258   67,710     1982         Ground   12,535       0
      2101/2121/2141 Rosecrans Ave.                                          2, 5 & 6   17,076       0
                                                                             --------   ------       -
                                                                                        29,611       0
---------------------------------------------------------------------------------------------------------
A-6   Kilroy Airport Cntr II-Tower V  12     300,000   25,000     1983          3 & 5        0     4,791
      2250 Imperial Highway                                                     2 & 4    4,489       0
                                                                                -----    -----       -
                                                                                         4,489     4,791
---------------------------------------------------------------------------------------------------------
A-7   Kilroy Airport Cntr II-Tower VI 12     280,000   23,333     1983         Ground        0       0
      2260 Imperial Highway                                                         0        0       0
                                                                                    -        -       -
                                                                                             0       0
---------------------------------------------------------------------------------------------------------
A-8   Pacific Concourse (Bldg 2)       4      91,400   22,850     1989         Ground    4,963       0
      5230 Pacific Concourse Drive                                                  3    3,636       0
                                                                                    -    -----       -
                                                                                         8,599       0
---------------------------------------------------------------------------------------------------------
A-9   Pacific Concourse (Bldg 3)       3      68,234   22,745     1989         Ground    2,596       0
      5245 Pacific Concourse Drive                                                  2    2,895       0
                                                                                    -    -----       -
                                                                                         5,491       0
---------------------------------------------------------------------------------------------------------
A-10  Pacific Corporate Towers        20     500,000   25,000     1984         Ground   11,236       0
      100 N. Sepulveda Boulevard                                               2 & 10   19,249       0
                                                                               ------   ------       -
                                                                                        30,485       0
---------------------------------------------------------------------------------------------------------
      MARKET TOTALS                   91   2,449,177   26,914                          153,723    33,216
=========================================================================================================

==========================================================================================
                                        Overall         Quoted
Item  Building Name /                Availability     Annual Rent   Lease  Occupancy Ratio
No.   Location                           (SF)         PSF     PSF    Type   Direct  Overall
-------------------------------------------------------------------------------------------
A-1   Centroplex #7                                 $0.00  -  $0.00   --    100.0%  100.0%
      5721 West Century Boulevard        Total      $0.00  -  $0.00   --

                                             0
-------------------------------------------------------------------------------------------
A-2   Los Angeles Airport Center II                 $0.00  -  $0.00   --     67.0%   87.0%
      5959 West Century Boulevard        Total     $15.00  - $15.00  FSG

                                        70,690
-------------------------------------------------------------------------------------------
A-3   Continental Park                              $0.00  -  $0.00   --    100.0%   80.5%
      841 Apollo Street                  Total     $15.00  - $15.00  FSG

                                        21,025
-------------------------------------------------------------------------------------------
A-4   Xerox Centre II                              $17.40  - $17.40  FSG     98.2%   9.52%
      1960 Grand Avenue                  Total     $19.80  - $19.80  FSG

                                        11,758
-------------------------------------------------------------------------------------------
A-5   The Plaza at Continental Park                $24.00  - $30.00  FSG     92.7%   92.7%
      2101/2121/2141 Rosecrans Ave.      Total     $24.00  - $24.00  FSG

                                        29,611
-------------------------------------------------------------------------------------------
A-6   Kilroy Airport Cntr II-Tower V               $16.20  - $19.80  FSG     98.5%   96.9%
      2250 Imperial Highway              Total     $16.20  - $19.80  FSG

                                         9,280
-------------------------------------------------------------------------------------------
A-7   Kilroy Airport Cntr II-Tower VI               $0.00  -  $0.00   --    100.0%  100.0%
      2260 Imperial Highway              Total      $0.00  -  $0.00   --

                                         0
-------------------------------------------------------------------------------------------
A-8   Pacific Concourse (Bldg 2)                   $21.00  - $21.00  FSG     90.6%   90.6%
      5230 Pacific Concourse Drive       Total     $21.00  - $21.00  FSG

                                         8,599
-------------------------------------------------------------------------------------------
A-9   Pacific Concourse (Bldg 3)                   $21.00  - $21.00  FSG     92.0%   92.0%
      5245 Pacific Concourse Drive       Total     $21.00  - $21.00  FSG

                                         5,491
-------------------------------------------------------------------------------------------
A-10  Pacific Corporate Towers                     $18.00  - $21.00  FSG     93.9%   93.9%
      100 N. Sepulveda Boulevard         Total     $18.00  - $21.00  FSG

                                        30,485
-------------------------------------------------------------------------------------------
      MARKET TOTALS                    186,939                               93.7%   82.4%
===========================================================================================

                             ---------------------------------------------------
                             $18.05 - $19.24 Direct Weighted Average Rental Rate
                             ---------------------------------------------------

                               [GRAPHIC OMITTED]

[Bar graph: Office Building Activity Chart, Los Angeles Airport Area, comparing Occupancy ratio to No. of Stories]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

RECENT LEASES
Skyview Center o 6033 West Century Boulevard

===================================================================================================================================
Suite                              Leased     Lease  Lse Trm    Annual PSF Rent       Expense    Rental Concessions    Effective FSG
                                                             -----------------------           -----------------------
No.     Building / Location         Area      Date    (mos)  Initial     Adjustments   Basis  Free Rent  TI Allowance  Rent ($/PSF)
-----------------------------------------------------------------------------------------------------------------------------------
500     Met Life                    18,333    Jul-97  120    $15.00    Midterm: $16.20  FSG     None       $17.75       $15.60
Bldg 1  Skyview Center
        6033 West Century Boulevard
        Los Angeles, CA
------------------------------------------------------------------------------------------------------------------------------------
1190    MCI Telecom                  4,785    Jul-97   54    $18.00         Flat        FSG     None        None        $18.00
Bldg 1  Skyview Center
        6033 West Century Boulevard
        Los Angeles, CA
------------------------------------------------------------------------------------------------------------------------------------
1107    Lot Polish Airlines          2,082    Jun-97   60    $17.40     8/97: $18.00    FSG     None       $15.00       $17.70
Bldg 1  Skyview Center
        6033 West Century Boulevard
        Los Angeles, CA
------------------------------------------------------------------------------------------------------------------------------------
890     Hallmark                     2,862    Jul-97   24    $15.00         Flat        FSG     None        None        $15.00
Bldg 2  Skyview Center
        6033 West Century Boulevard
        Los Angeles, CA
====================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE LEASES
Skyview Center o 6033 West Century Boulevard                 Second Quarter 1997

===================================================================================================================================
Item      Building /            Leased   Lease   Lse Trm      Annual PSF Rent       Expense    Rental Concessions    Effective FSG
                                                           -----------------------           -----------------------
No.       Location               Area     Date    (mos)    Initial    Adjustments    Basis  Free Rent  TI Allowance  Rent ($/PSF)
-----------------------------------------------------------------------------------------------------------------------------------
L-1  Associated Financial       17,159   Jul-97      60      $13.80   Midterm: $14.40  FSG     None         $27.00        $14.10
     5933 Century Building
     5933 Century Boulevard
     Los Angeles, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-2  Trident Data Systems       18,000   Jul-97      60      $11.40   Fixed Increases  FSG     None          $6.00        $13.80
     5933 Century Building
     5933 Century Boulevard
     Los Angeles, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-3  Fritz Company               9,800   Jul-97      62      $13.80         Flat       FSG     None           $5.00        $13.80
     9800 La Cienega Bldg.
     9800 La Cienega Blvd.
     Los Angeles, CA
===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE SALES
Skyview Center o 6033 West Century Boulevard

===================================================================================================================================
Item       Property Name        Date of     Year        No. of        Total       Occ.@            Sales Price          Overall Cap.
                                                                                              ---------------------
No.        & Location            Sale       Built       Stories       NRSF         Sale          Total        PSF        Rate (OAR)
-----------------------------------------------------------------------------------------------------------------------------------
I-1  Sepulveda Center            Aug-97      1982          12        170,134       86.0%       25,200,000      $148.12      8.0%
     3415 S. Sepulveda Blvd.
     West Los Angeles, CA

-----------------------------------------------------------------------------------------------------------------------------------
I-2  Park Place                  Jan-97      1980           2         150,000       90.0%      $12,500,000      $83.33      N/Av
     6001-6095 Bristol Parkway                          (16 Bldgs)
     Culver City, CA

-----------------------------------------------------------------------------------------------------------------------------------
I-3  Union Bank Building         Dec-96      1983           6         320,000       19.0%      $11,400,000      $35.63      N/Ap
     5200-20 Century Blvd.                                 10
     Los Angeles, CA

-----------------------------------------------------------------------------------------------------------------------------------
I-4  Imperial Bank Towers        Dec-96      1971           8         224,000       76.0%      $7,000,000       $31.25     12.8%
     9920 South La Cienega Blvd.                           14                                100% Financed
     Inglewood, CA

-----------------------------------------------------------------------------------------------------------------------------------
I-5  Cenfed Bank Building        Mar-96      1976           6          71,100       97.0%      $10,200,000     $143.46     10.6%
     2361-81 Rosecrans Avenue
     Santa Monica, CA

-----------------------------------------------------------------------------------------------------------------------------------
I-6  Pepperdine University Plaza Feb-96      1987           8         164,845       84.0%      $21,000,000     $127.39     11.6%
     400 Corporate Pointe
     Culver City, CA

===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Skyview Center  o  6033 West Century Boulevard
CONCLUSIONS
Market Rent  o  Expense  o  Tenant Improvements & Leasing Commissions

================================================================================
                                                     Annual PSF
                                                 Low          High
--------------------------------------------------------------------------------
Market Rent (Full Service Gross)                $15.60       $16.80

Expenses
  Utilities                                     $2.10        $2.10
  Cleaning                                      $0.85        $0.85
  Repairs & Maintenance                         $0.75        $0.75
  Administration                                $0.60        $0.60
  General Building                              $0.40        $0.40
  Insurance                                     $0.50        $0.50
  Other                                         $0.18        $0.18
  Management Fee                                $0.40        $0.40
--------------------------------------------------------------------------------
Sub-Total Expenses                              $5.78        $5.78
--------------------------------------------------------------------------------

  Property Taxes                                $1.23        $1.23
  Parking                                       $0.00        $0.00
--------------------------------------------------------------------------------
Total Operating Expenses                        $7.01        $7.01
--------------------------------------------------------------------------------

Typical Lease Term:       3 to 5 years
--------------------------------------------------------------------------------

      Tenant Improvements
        New                         $10.00       $15.00
        Renew                        $0.00        $5.00

      Leasing Commissions
        New                           6.0%         6.0%
        Renew                         3.0%         3.0%

      Estimated Absorption of Vacancy         18 months

--------------------------------------------------------------------------------

              Weighted Avg Contract Rent:       $14.93 Annual PSF *

                  Market Rent is generally above contract rent

================================================================================

                                              * - Per the Rent Roll dated Jun-97

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                               10350 Santa Monica
                            LA (Westwood), California
                           42,292 Rentable Square Feet
                                Los Angeles West

Exhibits

      1)          Demographic Profile

      2)          Building Permit Activity - Residential and Non-Residential

      3)          Historical Employment and Unemployment Trends

      4)          June, 1997 Rent Roll

      5)          Summary of Recent Leases in Property

      6)          Summary of Comparable Leases in Market

      7)          Summary of Comparable Office Building Market Activity/Sales

      8)          Summary of Property-Specific Conclusions

            a)    Market Rents and Tenant Improvements (Range)

            b)    Market Rent Versus Current Contract Rents

            c)    Estimated Expense Conclusions

            d)    Leasing Commission Expense

================================================================================


                                       67
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------


                                                                                                         10350 Santa Monica
                                                                                                        DEMOGRAPHIC PROFILE
As of August, 1997                                                                                 Santa Monica, California
===========================================================================================================================
                                              1-mile            3-mile            5-mile            City of       County of
Characteristic                            Trade Area        Trade Area        Trade Area        Los Angeles     Los Angeles
===========================================================================================================================
---------------------------------------------------------------------------------------------------------------------------
Population
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                             59,688          308,543            887,847         3,712,674       9,555,105
   1997 Estimate                               57,105          300,068            857,692         3,578,322       9,210,790
   1990 Census                                 55,968          294,998            835,489         3,485,398       8,863,164
   1980 Census                                 52,283          269,573            722,650         2,968,959       7,477,507
 % Increase 1980-1990                            7.0%             9.4%              15.6%             17.4%           18.5%
 % Increase 1997-2002                            4.5%             2.8%               3.5%              3.8%            3.7%
---------------------------------------------------------------------------------------------------------------------------
Households
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                             34,556          146,982            362,714         1,325,438       3,331,065
   1997 Estimate                               33,247          144,514            355,242         1,274,236       3,171,862
   1990 Census                                 31,772          141,869            347,476         1,217,507       2,989,552
   1980 Census                                 29,182          138,223            337,289         1,138,107       2,730,469
 % Increase 1980-1990                            8.9%             2.6%               3.0%              7.0%            9.5%
 % Increase 1997-2002                            3.9%             1.7%               2.1%              4.0%            5.0%
---------------------------------------------------------------------------------------------------------------------------
Average Household Size
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                               1.73             2.10               2.45              2.80            2.87
   1997 Estimate                                 1.72             2.08               2.41              2.81            2.90
   1990 Census                                   1.76             2.08               2.40              2.86            2.96
   1980 Census                                   1.79             1.95               2.14              2.61            2.74
---------------------------------------------------------------------------------------------------------------------------
Household Income
---------------------------------------------------------------------------------------------------------------------------
   Average                                    $61,028          $77,926            $73,378           $68,285         $69,131
   Median                                     $37,066          $41,439            $38,372           $40,940         $45,064
   Per Capital Income                         $35,679          $37,563            $30,571           $24,652         $24,172
---------------------------------------------------------------------------------------------------------------------------
Households by Income
---------------------------------------------------------------------------------------------------------------------------
1997 Estimated Population                      33,247          144,514            355,242         1,274,236       3,171,862
   $150,000 or more                              6.3%            11.9%              10.9%              8.3%            7.6%
   $100,000 to $149,999                          6.9%             7.3%               6.5%              7.4%            8.0%
   $ 75,000 to $ 99,999                          8.0%             8.1%               7.4%              8.8%           10.0%
   $ 50,000 to $ 74,999                         16.4%            15.3%              15.1%             17.2%           19.6%
   $ 35,000 to $ 49,999                         14.4%            12.9%              13.0%             13.9%           14.9%
   $ 25,000 to $ 34,999                         13.7%            12.0%              12.3%             12.1%           11.9%
   $ 15,000 to $ 24,999                         13.8%            13.6%              14.7%             13.4%           12.0%
   $  5,000 to $ 14,999                         15.6%            14.3%              15.3%             14.7%           12.6%
   Under $5,000                                  4.9%             4.6%               4.8%              4.3%            3.5%
---------------------------------------------------------------------------------------------------------------------------
Occupied Units                                 31,772          141,869            347,476         1,217,507       2,989,552
---------------------------------------------------------------------------------------------------------------------------
    Owner Occupied                              17.6%            25.9%              26.6%             39.4%           48.2%
    Renter Occupied                             82.4%            74.1%              73.4%             60.6%           51.8%
1990 Avg. Persons per HH                         1.72             2.05               2.37              2.80            2.91
---------------------------------------------------------------------------------------------------------------------------
Education
---------------------------------------------------------------------------------------------------------------------------
   Bachelor Degree Only                         22.8%            21.4%              18.0%             14.6%           14.5%
   Graduate Degree                              11.5%            13.4%              10.6%              8.3%            7.8%
===========================================================================================================================
Source:  Equifax National Decision Systems

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Residential Construction Activity - Permits Issued & Valuation
New single family, multi-family, and residential alterations & additions

===================================================================================================================================

City Name                              1990          1991          1992          1993          1994          1995          1996
-----------------------------------------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Units                                  120            62            26            39             6            40            14
   Dollar Volume ($1,000s)           63,536.4      49,963.1      32,712.9      28,622.6      15,521.5      41,262.6      30,170.7
-----------------------------------------------------------------------------------------------------------------------------------
BURBANK
   Units                                   43            28           165           174           163            26           262
   Dollar Volume ($1,000s)           24,699.4      20,386.1      31,922.1      21,951.6      30,370.2      15,449.5      22,588.7
-----------------------------------------------------------------------------------------------------------------------------------
CULVER CITY
   Units                                   48            77             6             3             1             3            51
   Dollar Volume ($1,000s)           11,178.4      17,784.8       4,242.5       4,738.8       3,382.0       2,905.3      10,976.0
-----------------------------------------------------------------------------------------------------------------------------------
GLENDALE
   Units                                  515           221            71           234           109            54            75
   Dollar Volume ($1,000s)           69,535.3      40,366.5      28,380.3      43,214.8      25,605.2      20,222.0      21,316.1
-----------------------------------------------------------------------------------------------------------------------------------
LONG BEACH
   Units                                1,269           627            93            24            82           147            77
   Dollar Volume ($1,000s)          198,662.0     122,529.8      52,394.8      37,136.9      41,563.3      49,500.1      41,028.7
-----------------------------------------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Units                               11,826         5,815         2,627         2,063         2,429         2,637         2,173
   Dollar Volume ($1,000s)        1,883,843.7   1,224,612.2     845,929.3     658,854.2     962,560.1     953,356.4     769,427.1
-----------------------------------------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                                  142            35           100            55            11            42            84
   Dollar Volume ($1,000s)           14,913.9      11,049.2      22,826.5      14,329.4       5,401.3      12,507.2       9,994.7
-----------------------------------------------------------------------------------------------------------------------------------
NORWALK
   Units                                   80           202            37             9            26            58            19
   Dollar Volume ($1,000s)           13,821.8      21,176.5       9,948.0       5,761.2       6,553.3      10,655.5       6,646.0
-----------------------------------------------------------------------------------------------------------------------------------
PASADENA
   Units                                  240           110           426            91           131           171            30
   Dollar Volume ($1,000s)           42,012.8      37,234.4      49,180.2      25,591.6      23,559.5      27,930.1      17,931.8
-----------------------------------------------------------------------------------------------------------------------------------
SANTA MONICA
   Units                                  308           339           218           122            39            66           195
   Dollar Volume ($1,000s)           60,622.3      52,659.6      36,190.6      27,305.5      23,006.2      36,143.2      36,377.4
-----------------------------------------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                                   14             2             3             1             1            34             4
   Dollar Volume ($1,000s)            6,372.2       3,038.1       2,781.3       2,436.3       1,908.7       9,940.8       2,983.6

===================================================================================================================================

TOTAL TRADE AREA
   Units                               14,605         7,518         3,772         2,815         2,998         3,278         2,984
     % of L.A. County                   58.3%         46.4%         34.0%         38.8%         39.3%         39.0%         34.7%
   Dollar Volume ($1,000s)           78,021.4      57,419.1      36,458.9      31,398.6      18,513.5      44,500.6      33,140.7
     % of L.A. County                    1.9%          1.8%          1.4%          1.6%          0.9%          2.0%          1.6%

===================================================================================================================================

LOS ANGELES COUNTY
   Units                               25,045        16,195        11,097         7,259         7,621         8,405         8,590
   Dollar Volume ($1,000s)        4,155,565.2   3,197,540.0   2,600,387.2   1,910,098.4   2,154,472.9   2,256,613.3   2,091,965.1

===================================================================================================================================

==========================================================================
                                 Apr. (4 months )   5-year        7-year
City Name                               1997       Average +     Average ^
--------------------------------------------------------------------------
BEVERLY HILLS
   Units                                     3            25            44
   Dollar Volume ($1,000s)             5,390.9      29,658.1      37,398.5
--------------------------------------------------------------------------
BURBANK
   Units                                     2           158           123
   Dollar Volume ($1,000s)             4,280.2      24,456.4      23,909.7
--------------------------------------------------------------------------
CULVER CITY
   Units                                     2            13            27
   Dollar Volume ($1,000s)               994.3       5,248.9       7,886.8
--------------------------------------------------------------------------
GLENDALE
   Units                                    14           109           183
   Dollar Volume ($1,000s)             4,473.3      27,747.7      35,520.0
--------------------------------------------------------------------------
LONG BEACH
   Units                                    18            85           331
   Dollar Volume ($1,000s)            11,570.0      44,324.8      77,545.1
--------------------------------------------------------------------------
LOS ANGELES CITY
   Units                                   733         2,386         4,224
   Dollar Volume ($1,000s)           243,914.6     838,025.4   1,042,654.7
--------------------------------------------------------------------------
MONTEREY PARK
   Units                                    10            58            67
   Dollar Volume ($1,000s)             2,531.6      13,011.8      13,003.2
--------------------------------------------------------------------------
NORWALK
   Units                                     3            30            62
   Dollar Volume ($1,000s)             1,655.3       7,912.8      10,651.8
--------------------------------------------------------------------------
PASADENA
   Units                                    87           170           171
   Dollar Volume ($1,000s)            16,357.7      28,838.6      31,920.1
--------------------------------------------------------------------------
SANTA MONICA
   Units                                    25           128           184
   Dollar Volume ($1,000s)             9,621.4      31,804.6      38,900.7
--------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                                     -             9             8
   Dollar Volume ($1,000s)               606.0       4,010.1       4,208.7

==========================================================================

TOTAL TRADE AREA
   Units                                   897         3,169         5,424
     % of L.A. County                    32.4%         36.9%         45.1%
   Dollar Volume ($1,000s)             6,284.9      32,802.5      42,779.0
     % of L.A. County                     0.9%          1.5%          1.6%

==========================================================================

LOS ANGELES COUNTY
   Units                                 2,772         8,594        12,030
   Dollar Volume ($1,000s)           725,231.6   2,202,707.4   2,623,806.0

==========================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Non-Residential Construction Activity - Permits Issued & Valuation
New commercial, industrial, other, and non-residential alterations & additions

====================================================================================================
City Name                        1990          1991          1992         1993           1994
----------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Dollar Volume ($1,000s)       30,284.7      32,673.9      71,681.4     112,129.9      55,809.7
    % Change                           --           7.9%        119.4%         56.4%        -50.2%
----------------------------------------------------------------------------------------------------
BURBANK
   Dollar Volume ($1,000s)      127,622.4      68,951.8      36,459.1     132,212.0      73,459.9
    % Change                           --         -46.0%        -47.1%        262.6%        -44.4%
----------------------------------------------------------------------------------------------------
CULVER CITY
   Dollar Volume ($1,000s)       12,736.9      30,764.7      25,824.0      16,512.9      29,418.8
    % Change                           --         141.5%        -16.1%        -36.1%          7.2%
----------------------------------------------------------------------------------------------------
GLENDALE
   Dollar Volume ($1,000s)      158,610.0      63,317.6      58,840.5      46,640.2      41,908.7
    % Change                           --         -60.l%         -7.1%        -20.7%        -10.1%
----------------------------------------------------------------------------------------------------
LONG BEACH
   Dollar Volume ($1,000s)      113,394.8      65,859.8      54,709.3      66,678.8      46,979.9
    % Change                           --         -41.9%        -16.9%         21.9%        -29.5%
----------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Dollar Volume ($1,000s)    1,580,738.8   1,241,390.3     847,187.7     900,571.6   1,210,075.6
    % Change                           --         -21.5%        -31.8%          6.3%         34.4%
----------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                         15,929.6      28,452.4      20,932.6       9,089.2       8,068.1
   Dollar Volume ($1,000s)             --          78.6%        -26.4%        -56.6%        -11.2%
----------------------------------------------------------------------------------------------------
NORWALK
   Units                         10,450.8       1,154.7       1,620.9       4,283.5       4,265.0
   Dollar Volume ($1,000s)             --         -89.0%        -40.4%        164.3%         -0.4%
----------------------------------------------------------------------------------------------------
PASADENA
   Dollar Volume ($1,000s)       57,784.2      63,283.9      37,409.5      43,560.4      37,056.7
    % Change                           --           9.5%        -40.9%         16.4%        -14.9%
----------------------------------------------------------------------------------------------------
SANTA MONICA
   Dollar Volume ($1,000s)      123,070.4      80,562.8      43,188.0      24,499.2      25,396.3
    % Change                           --         -34.5%        -46.4%        -43.3%          3.7%
----------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                          7,941.1       4,750.9       5,889.4       9,721.3       4,089.3
   Dollar Volume ($1,000s)             --         -40.2%         24.0%         65.1%        -57.9%
====================================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)    2,238,563.7   1,681,162.8   1,203,742.4   1,365,899.0   l,536,526.0
    % of L.A. County                 58.4%         61.4%         56.4%         62.8%         67.0%
    % Change                           --         -24.9%        -28.4%         13.5%         12.5%
====================================================================================================
LOS ANGELES COUNTY
   Dollar Volume ($1,000s)    3,831,079.4   2,739,595.5   2,135,069.9   2,176,509.5   2,292,921.0
     % Change                          --         -28.5%        -22.1%          1.9%          5.3%
====================================================================================================

====================================================================================================
                                                         Apr.(4 months)      5-year         7-year
City Name                        1995          1996           1997           Average+       Average^
----------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Dollar Volume ($1,000s)       43,042.1      53,540.6      24,792.5        67,241          52,994
    % Change                        -22.9%         24.4%           --            --              --
----------------------------------------------------------------------------------------------------
BURBANK
   Dollar Volume ($1,000s)      109,051.1     133,693.0      23,857.8      96,975.0        97,349.9
    % Change                         48.4%         22.6%           --            --              --
----------------------------------------------------------------------------------------------------
CULVER CITY
   Dollar Volume ($1,000s)       20,756.5      19,146.7       4,918.2        22,332          20,010
    % Change                        -29.4%         -7.8%           --            --              --
----------------------------------------------------------------------------------------------------
GLENDALE
   Dollar Volume ($1,000s)       48,571.4      65,364.0      63,150.6      52,264.6        69,035.8
    % Change                         15.9%         34.6%           --            --              --
----------------------------------------------------------------------------------------------------
LONG BEACH
   Dollar Volume ($1,000s)       50,773.0     102,203.0      14,790.9        64,269          64,424
    % Change                          8.1%        101.3%           --            --              --
----------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Dollar Volume ($1,000s)      903,610.9     791,719.8     251,424.3       930,633         965,840
    % Change                        -25.3%        -12.4%           --            --              --
----------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                          3,792.7       6,856.6       1,093.7       9,747.8        13,303.0
   Dollar Volume ($1,000s)          -53.0%         60.8%           --          (0.1)            0.0
----------------------------------------------------------------------------------------------------
NORWALK
   Units                          7,482.5       3,980.2       7,524.6       4,326.4         4,748.2
   Dollar Volume ($1,000s)           75.4%        -46.8%           --           0.5             O.2
----------------------------------------------------------------------------------------------------
PASADENA
   Dollar Volume ($1,000s)       33,838.0      32,528.0      12,749.2      36,878.5        43,637.2
    % Change                         -8.7%         -3.9%           --            --              --
----------------------------------------------------------------------------------------------------
SANTA MONICA
   Dollar Volume ($1,000s)       41,184.6      33,100.3      12,737.6        33,474          47,967
    % Change                         62.2%        -19.6%           --            --              --
----------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                          1,200.7       6,971.6         970.0       5,574.5         5,794.9
   Dollar Volume ($1,000s)          -70.6%        480.6%           --           0.9             0.7
====================================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)    1,283,303.5   1,249,103.8     418,009.4   1,323,714.9     1,505,471.6
    % of L.A. County                 63.4%         59.3%         60.5%         61.8%           61.0%
    % Change                        -17.8%         -1.1%           --            --              --
====================================================================================================
LOS ANGELES COUNTY
   Dollar Volume ($1,000s)    1,993,022.7   2,105,856.8     690,408.3   2,140,676.0     2,467,722.1
    % Change                        -13.1%          5.7%           --            --              --
====================================================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Southern California
EMPLOYMENT & UNEMPLOYMENT TRENDS

========================================================================================
Name                        1992        1993          1994        1995          1996
----------------------------------------------------------------------------------------
STATE OF CALIFORNIA
    Labor Force           15,404,255   15,359,518   15,449,963   15,427,261   15,596,139
    Employment            13,973,304   13,918,275   14,122,088   14,216,727   14,469,924
    Unemployment           1,430,951    1,441,243    1,327,875    1,210,534    1,126,215
    Unemployment Rate           9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
LOS ANGELES COUNTY
    Labor Force            4,503,804    4,404,104    4,366,207    4,359,656    4,415,428
    Employment             4,062,416    3,970,748    3,957,037    4,016,191    4,052,561
    Unemployment             441,388      433,356      409,170      343,465      362,867
    Unemployment Rate           9.8%         9.8%         9.4%         7.9%         8.2%
----------------------------------------------------------------------------------------
SANTA MONICA
    Labor Force               52,043       50,882       50,818       50,986       51,327
    Employment                48,681       47,582       47,684       48,358       48,563
    Unemployment               3,362        3,300        3,134        2,628        2,764
    Unemployment Rate           6.5%         6.5%         6.2%         5.2%         5.4%
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
    UNEMPLOYMENT RATE           1992         1993         1994         1995         1996
----------------------------------------------------------------------------------------
    STATE OF CALIFORNIA         9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
    LOS ANGELES COUNTY          9.8%         9.8%         9.4%         7.9%         8.2%
    SANTA MONICA                6.5%         6.5%         6.2%         5.2%         5.4%

        Source: U.S. Bureau of Labor Statistics / Local Area Unemployment
----------------------------------------------------------------------------------------

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                               10350 SANTA MONICA
                         RENT ROLL - AS OF JUNE 30, 1997

------------------------------------------------------------------------------------------------
                                                    %      LEASE     LEASE          BASE RENT
Suite #   TENANT NAME                    Sq. Ft.  OCC'D  START DATE END DATE     CURR. YR. PSF.
------------------------------------------------------------------------------------------------

100     New Boston Systems                1,723    4.1%   07/01/95  06/30/98     $28,946  $16.80
------------------------------------------------------------------------------------------------

110     Ron Rinker Custom Clothing          982    2.3%   10/01/93  09/30/98     $21,216  $21.60
------------------------------------------------------------------------------------------------

120     Office of the Building            1,045           08/14/95  04/30/97          $0   $0.00
------------------------------------------------------------------------------------------------

130     Filmline Multimedia Int.          3,684    8.7%   03/05/97  02/28/02     $83,600  $17.26
------------------------------------------------------------------------------------------------

150     Pactel Cellular                     977    2.3%   10/01/92  09/30/02          $0   $0.00
------------------------------------------------------------------------------------------------

160     Johnnies NY Cafe & Pizzaria       1,899    4.5%   02/01/97  03/31/01     $31,903  $16.80
------------------------------------------------------------------------------------------------


190     Dr. Fred Nayssan                  2,067    4.9%   05/01/92  04/30/02     $34,330  $16.61
------------------------------------------------------------------------------------------------

200     Healthcare Advisors Inc.          1,776    4.2%   09/01/95  08/31/98     $29,837  $16.80
------------------------------------------------------------------------------------------------

205     Elizabeth Arden Company             958    2.3%   12/20/96  12/19/98     $17,244  $18.00
------------------------------------------------------------------------------------------------

210     Italy America Cham of Comm        1.838    4.3%   06/15/97  06/14/00     $34,150  $18.60
------------------------------------------------------------------------------------------------

220     ABC Escrow & Cirgadyne Inc.       2,222    5.3%   08/01/96  07/31/99     $38,663  $17.40
------------------------------------------------------------------------------------------------

250     Daleco Resources Corp.            2,396    5.7%   10/01/95  09/30/97     $40,253  $16.80
------------------------------------------------------------------------------------------------

260     Century Fast Foods Inc.           2,083    4.9%   10/01/95  09/30/98     $34,494  $16.56
------------------------------------------------------------------------------------------------

290     Bob Banner & Associates           1,622    3.8%   12/10/94  12/09/97     $26,276  $16.20
------------------------------------------------------------------------------------------------

295     Barbara Lawrence & Chris Bla      1,554    3.7%   03/01/96  03/01/99     $26,107  $16.80
------------------------------------------------------------------------------------------------

300     Edward A. Dryfus PhD & Associates 4,647   11.0%   02/07/91  09/06/98     $96,000  $20.66
------------------------------------------------------------------------------------------------

330     Friends Med. Sci. Res. Ctr        4,675   11.1%   02/06/95  02/05/00     $75,735  $16.20
------------------------------------------------------------------------------------------------

350     Performing Arts Network           6,090   14.4%   11/15/95  11/14/00    $108,000  $17.73
------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------

        Vacant Sq Ft                         56    0.1%                           $1,036  $18.50
------------------------------------------------------------------------------------------------

        Total NRA                        42,292  100.0%                         $707,790  $16.74
------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
                                          Marked to Market     RENT STEPS & OPTIONS
Suite #   TENANT NAME                     CURR. YR.    PSF. (INCLUDING ESCALATION SCHEDULE)
-----------------------------------------------------------------------------------------------------

100     New Boston Systems                 $28,946  $16.80
-----------------------------------------------------------------------------------------------------

110     Ron Rinker Custom Clothing         $18,167  $18.50
-----------------------------------------------------------------------------------------------------

120     Office of the Building                  $0   $0.00
-----------------------------------------------------------------------------------------------------

130     Filmline Multimedia Int.           $63,600  $17.26
-----------------------------------------------------------------------------------------------------
                                                            Satelite Space - $18.52/sf (including CPI)
150     Pactel Cellular                         $0   $0.00  CPI Increase - $1,201
-----------------------------------------------------------------------------------------------------

160     Johnnies NY Cafe & Pizzaria        $31,903  $16.80  Rent Increases 4/1/98 - 17.40/sf
                                                                           4/1/99 - 18.60/sf
                                                                           4/1/00 - 19.20/sf
-----------------------------------------------------------------------------------------------------

190     Dr. Fred Nayssan                   $34,330  $16.61
-----------------------------------------------------------------------------------------------------

200     Healthcare Advisors Inc.           $29,837  $16.80
-----------------------------------------------------------------------------------------------------

205     Elizabeth Arden Company            $17,244  $18.00
-----------------------------------------------------------------------------------------------------

210     Italy America Cham of Comm         $33,966  $18.50
-----------------------------------------------------------------------------------------------------

220     ABC Escrow & Cirgadyne Inc.        $38,663  $17.40  Storage - $1,800/yr
-----------------------------------------------------------------------------------------------------

250     Daleco Resources Corp.             $40,253  $16.80  Storage - $1,200/yr
-----------------------------------------------------------------------------------------------------

260     Century Fast Foods Inc.            $34,494  $16.56
-----------------------------------------------------------------------------------------------------

290     Bob Banner & Associates            $26,276  $16.20
-----------------------------------------------------------------------------------------------------

295     Barbara Lawrence & Chris Bla       $26,107  $16.80
-----------------------------------------------------------------------------------------------------

300     Edward A. Dryfus PhD & Associates  $85,970  $18.50
-----------------------------------------------------------------------------------------------------

330     Friends Med. Sci. Res. Ctr         $75,735  $16.20
-----------------------------------------------------------------------------------------------------

350     Performing Arts Network           $108,000  $17.73
-----------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------

        Vacant Sq Ft                        $1,038  $18.50  (1)
-----------------------------------------------------------------------------------------------------

        Total NRA                         $694,527  $16.42
-----------------------------------------------------------------------------------------------------

Notes:
Retail tenants indicated in italics.
Shaded cells indicate rents marked to market.
(1) Market rent estimate supported by Cushman & Wakefield market study and recent leasing activity.

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                   [GRAPHIC OMITTED]

                                      [STREET MAP]

10350 SANTA MONICA BLVD.: 10350 Santa Monica Blvd, Westwood, 90024, Page & Grid 632 D3

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

PEER BUILDING ANALYSIS
10350 Santa Monica Boulevard - Century City                  Second Quarter 1997

========================================================================================================
                                         Building Information
Item  Building Name /              No. of    Area    Avg. Flr.  Year           Available Space (SF)
No.   Location                     Stories   (SF)    Area (SF)  Built      Floor(s)    Direct   Sublease
--------------------------------------------------------------------------------------------------------
R-1   Fox Sports Building             5     102,000   20,400     1970         Ground        0       0
      10000 Santa Monica Boulevard                                                 1        0       0
                                                                                   -        -       -
                                                                                            0       0
--------------------------------------------------------------------------------------------------------
R-2   Santa Monica-Comstock Plaza     4      97,838   24,460     1984         Ground        0       0
      10351 Santa Monica Boulevard                                                 3    2,163       0
                                                                                   -    -----       -
                                                                                        2,163       0
--------------------------------------------------------------------------------------------------------
R-3   Royal Beverly Glen Plaza        4      79,524   19,881     1986         Ground    7,808       0
      10390 Santa Monica Boulevard                                                 2    3,126       0
                                                                                   -    -----       -
                                                                                       10,934       0
--------------------------------------------------------------------------------------------------------
R-4   1930 Century Park West          4      56,265   14,066     1972         Ground        0       0
      1930 Century Park West                                                       3        0       0
                                                                                   -        -       -
                                                                                            0       0
--------------------------------------------------------------------------------------------------------
R-5   Homestead Plaza                 3      45,498   15,166     1990              3        0     3,200
      10345 West Olympic Boulevard                                                 3   12,000       0
                                                                                   -   ------       -
                                                                                       12,000     3,200
--------------------------------------------------------------------------------------------------------
MARKET TOTALS                        20     381,125   19,056                           25,097     3,200
========================================================================================================

==========================================================================================
                                       Overall         Quoted
Item  Building Name /               Availability     Annual Rent   Lease  Occupancy Ratio
No.   Location                          (SF)         PSF     PSF    Type   Direct  Overall
------------------------------------------------------------------------------------------
R-1   Fox Sports Building                          $0.00  -  $0.00   --    100.0%  100.0%
      10000 Santa Monica Boulevard      Total      $0.00  -  $0.00   --

                                            0
------------------------------------------------------------------------------------------
R-2   Santa Monica-Comstock Plaza                  $0.00  -  $0.00   --     97.8%   97.8%
      10351 Santa Monica Boulevard      Total     $20.40  - $20.40  FSG

                                        2,163
------------------------------------------------------------------------------------------
R-3   Royal Beverly Glen Plaza                    $19.80  - $19.80  FSG     86.3%   86.3%
      10390 Santa Monica Boulevard      Total     $19.80  - $19.80  FSG

                                       10,934
------------------------------------------------------------------------------------------
R-4   1930 Century Park West                       $0.00  -  $0.00   --    100.0%  100.0%
      1930 Century Park West            Total      $0.00  -  $0.00   --

                                            0
------------------------------------------------------------------------------------------
R-5   Homestead Plaza                             $28.20  - $28.20  FSG     73.6%   66.6%
      10345 West Olympic Boulevard      Total     $24.00  - $24.00  FSG

                                       15,200
------------------------------------------------------------------------------------------
MARKET TOTALS                          28,297                               93.4%   92.6%
==========================================================================================

                             ---------------------------------------------------
                             $21.86 - $21.66 Direct Weighted Average Rental Rate
                             ---------------------------------------------------

                               [GRAPHIC OMITTED]

[Bar graph: Office Building Activity Chart, Century City Area, comparing Occupancy ratio to No. of Stories]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

RECENT LEASES
10350 Santa Monica Blvd. o West Los Angeles                  Second Quarter 1997

===================================================================================================================================
Item      Tenant's Name /        Area (SF)    Lease  Lse Trm    Annual PSF Rent       Expense    Rental Concessions    Effective FSG
                                                             -----------------------           -----------------------
No.       Suite                    Floor      Date    (mos)  Initial     Adjustments   Basis  Free Rent  TI Allowance  Rent ($/PSF)
-----------------------------------------------------------------------------------------------------------------------------------
L-1  Filmline Media                3,684      3/5/97   60    $17.26         Flat        FSG     None         N/A        $17.26
     Suite 130                   1st Floor
------------------------------------------------------------------------------------------------------------------------------------
L-2  Johnnies NY Cafe              1,899      2/1/97   50    $16.80    Fixed Increases  FSG     None         N/A        $17.95
     Suite 160                   1st Floor
------------------------------------------------------------------------------------------------------------------------------------
L-3  Elizabeth Arden                 958    12/20/96   24    $18.00         Fiat        FSG     None         N/A        $18.00
     Suite 205                   2nd Floor
------------------------------------------------------------------------------------------------------------------------------------
L-4  Italy American                1,836     6/15/97   36    $18.60         Flat        FSG     None       $7/RSF       $18.60
     Chamber of Commerce         2nd Floor
     Suite 210
====================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE LEASES
10350 Santa Monica Blvd. o West Los Angeles                  Second Quarter 1997

===================================================================================================================================
Item                            Area(SF)  Lease   Lse Trm      Annual PSF Rent        Expense    Rental Concessions    Effective FSG
                                                           ----------------------             -----------------------
 No.   Building/Location        Floor     Date     (mos)   Initial    Adjustments      Basis  Free Rent  TI Allowance  Rent ($/PSF)
-----------------------------------------------------------------------------------------------------------------------------------
L-1  Tocaloma Plaza              2,727     3rd Qtr  60     $21.00        Flat            FSG   None       $20/RSF        $21.00
     10780 Santa Monica Blvd.               1997
     West Los Angeles

-----------------------------------------------------------------------------------------------------------------------------------
L-2  Tocaloma Plaza              2,727     3rd Qtr  36     $17.40        Flat            FSG   None   Paint & Carpet     $17.40
     10780 Santa Monica Blvd.               1996
     West Los Angeles

-----------------------------------------------------------------------------------------------------------------------------------
L-3  Topa Gateway                4,824     4th Qtr  60     $21.00   Mos. 31-60: $23.40   FSG   None         BTS          $22.20
     1800 Ave. of the Stars                 1996
     Century City

-----------------------------------------------------------------------------------------------------------------------------------
L-4  1640 Sepulveda Blvd.        6,600     1st Qtr  36     $21.00  Mos. 13-24: $21.60    FSG  1 month      $6/RSF        $21.00
     West Los Angeles                       1997                   Mos. 25-36: $22.20

-----------------------------------------------------------------------------------------------------------------------------------
L-5  Olympic Center              7,500     2nd Qtr  84     $22.20  Mos. 43-84: $25.20    FSG  5 months    $21/RSF        $22.38
     11150 Olympic Blvd.                    1997
     West Los Angeles

===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE SALES
10350 Santa Monica Blvd. o West Los Angeles                  Second Quarter 1997

===================================================================================================================================
Item       Property Name          Date of    Year        No. of        Total       Occ.@            Sales Price        Overall Cap.
                                                                                              ---------------------
No.        & Location               Sale     Built       Stories       NRSF        Sale          Total        PSF       Rate (OAR)
-----------------------------------------------------------------------------------------------------------------------------------
I-1  Sepulveda Center              Aug-97    1982          12        170,134       86.0%      $25,200,000  $148.12         8.0%
     3415 S. Sepulveda Blvd.
     West Los Angeles

-----------------------------------------------------------------------------------------------------------------------------------
I-2  Tocaloma Plaza                Apr-97    1984          4          92,486       78.0%      $10,640,000  $115.04        11.5%
     10780 Santa Monica Blvd.
     West Los Angeles

-----------------------------------------------------------------------------------------------------------------------------------
I-3  Wilshire Westgate             Mar-97    1986          5          48,000       85.0%       $6,000,000  $125.00         N/A
     11859 Wilshire Blvd.
     Los Angeles (Brentwood)

-----------------------------------------------------------------------------------------------------------------------------------
I-4  Penn Corp.                    Mar-97    1969          6          84,400      100.0%      $12,300,000  $145.73         N/A
     3130 Wilshire Blvd.                                                        (near term
     Santa Monica                                                                rollover)

===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

10350 Santa Monica Blvd.  o  West Los Angeles
CONCLUSIONS
Market Rent  o  Expense  o  Tenant Improvements & Leasing Commissions

================================================================================
                                                     Annual PSF
                                                 Low          High
--------------------------------------------------------------------------------
Market Rent (Full Service Gross)                $18.60       $19.80

Expenses
  Utilities                                     $2.30        $2.30
  Cleaning                                      $0.85        $0.85
  Repairs & Maintenance                         $1.00        $1.00
  Administration                                $0.50        $0.50
  General Building                              $1.00        $1.00
  Insurance                                     $0.50        $0.50
  Other / Ground Rent                              --           --
  Management Fee                                $0.55        $0.55
--------------------------------------------------------------------------------
Sub-Total Expenses                              $6.70        $6.70
--------------------------------------------------------------------------------

  Property Taxes                                $1.16        $1.16

--------------------------------------------------------------------------------
Total Operating Expenses                        $7.86        $7.86
--------------------------------------------------------------------------------

Typical Lease Term:       5 years
--------------------------------------------------------------------------------

      Tenant Improvements
        New                         $10.00       $15.00
        Renew                        $5.00        $5.00

      Leasing Commissions
        New                           6.0%         6.0%
        Renew                         3.0%         3.0%

      Estimated Absorption of Vacancy           None

--------------------------------------------------------------------------------

              Weighted Avg Contract Rent:       $16.73 Annual PSF *

                  Market Rent is generally above contract rent

================================================================================

                                              * - Per the Rent Roll dated Jun-97

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                 Beverly Atrium
                            Beverly Hills, California
                           61,314 Rentable Square Feet
                                Los Angeles West

Exhibits

      1)          Demographic Profile

      2)          Building Permit Activity - Residential and Non-Residential

      3)          Historical Employment and Unemployment Trends

      4)          June, 1997 Rent Roll

      5)          Summary of Recent Leases in Property

      6)          Summary of Comparable Leases in Market

      7)          Summary of Comparable Office Building Market Activity/Sales

      8)          Summary of Property-Specific Conclusions

            a)    Market Rents and Tenant Improvements (Range)

            b)    Market Rent Versus Current Contract Rents

            c)    Estimated Expense Conclusions

            d)    Leasing Commission Expense

================================================================================


                                       68
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------


                                                                                                             Beverly Atrium
                                                                                                        DEMOGRAPHIC PROFILE
As of August, 1997                                                                                Beverly Hills, California
===========================================================================================================================
                                              1-mile            3-mile            5-mile            City of       County of
Characteristic                            Trade Area        Trade Area        Trade Area      Beverly Hills     Los Angeles
===========================================================================================================================
---------------------------------------------------------------------------------------------------------------------------
Population
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                            32,603           285,403           731,571             30,920       9,555,105
   1997 Estimate                              32,296           274,674           704,247             32,012       9,210,790
   1990 Census                                30,573           266,348           689,278             31,971       8,863,164
   1980 Census                                28,263           249,124           634,948             32,632       7,477,507
 % Increase 1980-1990                           8.2%              6.9%              8.6%              -2.0%           18.5%
 % Increase 1997-2002                           1.0%              3.9%              3.9%              -3.4%            3.7%
---------------------------------------------------------------------------------------------------------------------------
Households
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                            16,810           137,981           325,989             14,295       3,331,065
   1997 Estimate                              16,185           134,351           317,873             14,383       3,171,862
   1990 Census                                15,482           130,446           309,182             14,564       2,989,552
   1980 Census                                14,514           124,862           297,679             15,044       2,730,469
 % Increase 1980-1990                           6.7%              4.5%              3.9%              -3.2%            9.5%
 % Increase 1997-2002                           3.9%              2.7%              2.6%              -0.6%            5.0%
---------------------------------------------------------------------------------------------------------------------------
Average Household Size
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                              1.94              2.07              2.24               2.16            2.87
   1997 Estimate                                2.00              2.04              2.22               2.23            2.90
   1990 Census                                  1.97              2.04              2.23               2.20            2.96
   1980 Census                                  1.95              2.00              2.13               2.17            2.74
---------------------------------------------------------------------------------------------------------------------------
Household Income
---------------------------------------------------------------------------------------------------------------------------
   Average                                  $114,085           $90,010           $82,490           $135,756         $69,131
   Median                                    $62,652           $50,489           $45,769            $72,973         $45,064
   Per Capital Income                        $56,424           $44,434           $37,734            $60,122         $24,172
---------------------------------------------------------------------------------------------------------------------------
Households by Income
---------------------------------------------------------------------------------------------------------------------------
1997 Estimated Population                     16,185           134,351           317,873             14,383       3,171,862
   $150,000 or more                            22.4%             14.6%             12.8%              30.0%            7.6%
   $100,000 to $149,999                         9.1%              8.6%              7.8%               9.2%            8.0%
   $ 75,000 to $ 99,999                        10.1%              9.5%              8.9%               9.6%           10.0%
   $ 50,000 to $ 74,999                        16.8%             17.7%             16.8%              15.3%           19.6%
   $ 35,000 to $ 49,999                        12.9%             13.6%             13.3%              10.5%           14.9%
   $ 25,000 to $ 34,999                         7.7%             11.2%             11.6%               7.0%           11.9%
   $ 15,000 to $ 24,999                         8.0%             10.7%             12.0%               7.4%           12.0%
   $  5,000 to $ 14,999                         9.3%             10.2%             12.5%               7.9%           12.6%
   Under $5,000                                 3.6%              3.9%              4.4%               3.1%            3.5%
---------------------------------------------------------------------------------------------------------------------------
Occupied Units                               152,482           130,446           309,182             14,564       2,989,552
---------------------------------------------------------------------------------------------------------------------------
    Owner Occupied                             36.9%             33.7%             33.1%              43.9%           48.2%
    Renter Occupied                            63.1%             66.3%             66.9%              56.1%           51.8%
1990 Avg. Persons per HH                        1.96              1.99              2.17               2.19            2.91
---------------------------------------------------------------------------------------------------------------------------
Education
---------------------------------------------------------------------------------------------------------------------------
   Bachelor Degree Only                        24.2%             24.0%             21.6%              25.4%           14.5%
   Graduate Degree                             20.0%             17.5%             15.3%              21.6%            7.8%
===========================================================================================================================
Source:  Equifax National Decision Systems

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Southern California
EMPLOYMENT & UNEMPLOYMENT TRENDS

========================================================================================
Name                        1992        1993          1994        1995          1996
----------------------------------------------------------------------------------------
STATE OF CALIFORNIA
    Labor Force           15,404,255   15,359,518   15,449,963   15,427,261   15,596,139
    Employment            13,973,304   13,918,275   14,122,088   14,216,727   14,469,924
    Unemployment           1,430,951    1,441,243    1,327,875    1,210,534    1,126,215
    Unemployment Rate           9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
LOS ANGELES COUNTY
    Labor Force            4,503,804    4,404,104    4,366,207    4,359,656    4,415,428
    Employment             4,062,416    3,970,748    3,957,037    4,016,191    4,052,561
    Unemployment             441,388      433,356      409,170      343,465      362,867
    Unemployment Rate           9.8%         9.8%         9.4%         7.9%         8.2%
----------------------------------------------------------------------------------------
BEVERLY HILLS
    Labor Force               17,121       16,738       16,635       16,742       16,925
    Employment                16,245       15,878       15,823       16,060       16,205
    Unemployment                 876          860          812          682          720
    Unemployment Rate           5.1%         5.1%         4.9%         4.1%         4.3%
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
    UNEMPLOYMENT RATE           1992         1993         1994         1995         1996
----------------------------------------------------------------------------------------
    STATE OF CALIFORNIA         9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
    LOS ANGELES COUNTY          9.8%         9.8%         9.4%         7.9%         8.2%
    BEVERLY HILLS               5.1%         5.1%         4.9%         4.1%         4.3%

        Source: U.S. Bureau of Labor Statistics / Local Area Unemployment
----------------------------------------------------------------------------------------

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                 BEVERLY ATRIUM
                         RENT ROLL - AS OF JUNE 30, 1997

------------------------------------------------------------------------------------------------
                                                    %      LEASE     LEASE          BASE RENT
Suite #   TENANT NAME                    Sq. Ft.  OCC'D  START DATE END DATE     CURR. YR. PSF.
------------------------------------------------------------------------------------------------

100     Harshad Patel Design              2,734    4.5%   02/01/93  01/31/98     $61,105  $22.35
------------------------------------------------------------------------------------------------

150     Islands Restaurant                7,404   12.1%   10/02/90  10/01/10    $203,329  $27.46
------------------------------------------------------------------------------------------------

160     Drs. Strom & Roeder, D.D.S.       4,668    7.6%   11/01/93  10/31/03    $125,405  $26.86
------------------------------------------------------------------------------------------------

170     Renaissance-Atlantic USA          2,890    4.7%   09/01/95  08/31/00     $74,562  $25.80
------------------------------------------------------------------------------------------------

200     G.E. Capital Comm'l Finance      18,489   30.2%    8/31/95  08/25/02    $399,362  $21.60
------------------------------------------------------------------------------------------------

220     Four Seasons Hotel LTD            3,371    5.5%   11/01/93  10/31/00     $93,040  $27.60


------------------------------------------------------------------------------------------------

320     Unigem Int'l                      8,394   13.7%   09/01/93  08/31/98    $201,456  $24.00
------------------------------------------------------------------------------------------------


330     Robert Ressler, Inc.              1,395    2.3%   04/01/94  03/31/99     $35,154  $25.20
------------------------------------------------------------------------------------------------

360     AH Jewelry Import                 2,763    4.5%   01/01/95  08/31/99     $90,000  $32.57
------------------------------------------------------------------------------------------------

P1      Southern California                   0    0.0%   05/15/89  04/30/97          $0
------------------------------------------------------------------------------------------------

S1      Victor Coleman                        0    0.0%   12/01/95  12/31/97          $0
------------------------------------------------------------------------------------------------

S2      Barbara Heyman                        0    0.0%   03/01/93  04/30/97          $0
------------------------------------------------------------------------------------------------

S3      Ilona Hirsch, MD                      0    0.0%   04/01/97  04/30/97          $0
------------------------------------------------------------------------------------------------

S4      Dr. Joseph M. Faust, M.D.             0    0.0%   08/01/92  04/30/97          $0
------------------------------------------------------------------------------------------------

S5      Janitor Storage                       0    0.0%   12/23/93  04/30/97          $0
------------------------------------------------------------------------------------------------

S6      Unigem Int'l                          0    0.0%   09/01/93  08/31/96          $0
------------------------------------------------------------------------------------------------

S7      Frank King                            0    0.0%   08/11/92  04/30/97          $0
------------------------------------------------------------------------------------------------

S15     Elliot A. Oppenheim                   0    0.0%   06/01/92  04/30/97          $0
------------------------------------------------------------------------------------------------

S16     Gary Dorick                           0    0.0%   12/07/93  04/30/97          $0
------------------------------------------------------------------------------------------------

S17     Rayvah, Inc.                          0    0.0%   12/01/91  08/31/97          $0
------------------------------------------------------------------------------------------------

S18     Oakhurst GL Corporation               0    0.0%   12/01/91  08/31/97          $0
------------------------------------------------------------------------------------------------

S19     Ilona Ruth Hirsch                     0    0.0%   03/09/93  04/30/97          $0
------------------------------------------------------------------------------------------------

S23     Arden Realty Group                    0    0.0%   07/01/94  04/30/97          $0
------------------------------------------------------------------------------------------------

S24     Strom & Roeder                        0    0.0%   10/01/94  09/30/04          $0
------------------------------------------------------------------------------------------------

S25     Joseph J. Greenberg                   0    0.0%   08/06/92  04/30/97          $0
------------------------------------------------------------------------------------------------

S27     Century Parking, Inc.                 0    0.0%   06/21/95  04/30/97          $0
------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------

        Vacant Sq Ft                      9,206   15.0%                         $239,356  $26.00
------------------------------------------------------------------------------------------------

        Total NRA                        61,314  100.0%                       $1,522,769  $24.84
------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
                                            Marked to Market     RENT STEPS & OPTIONS
Suite #   TENANT NAME                       CURR. YR.    PSF. (INCLUDING ESCALATION SCHEDULE)
----------------------------------------------------------------------------------------------

100     Harshad Patel Design                 $61,105  $22.35
----------------------------------------------------------------------------------------------
                                                              Cost Recovery Esc. - 57,126
150     Islands Restaurant                  $203,329  $27.46  CPI Increase - 23,929
----------------------------------------------------------------------------------------------
                                                              Cost Recovery Esc. - 9,576
160     Drs. Strom & Roeder, D.D.S.         $125,405  $26.86  Rent Increase 10/1/98 - 28.58/sf
----------------------------------------------------------------------------------------------

170     Renaissance-Atlantic USA             $74,562  $25.80
----------------------------------------------------------------------------------------------

200     G.E. Capital Comm'l Finance         $399,362  $21.60  Cost Recovery Esc. - 28,518
----------------------------------------------------------------------------------------------
                                                              Cost Recovery Esc. - 9,161
220     Four Seasons Hotel LTD               $87,646          Rent Increase 11/1/97 - 27.60/sf
                                                                            11/1/98 - 28.80/sf
                                                      $26.00                11/1/99 - 29.40/sf
----------------------------------------------------------------------------------------------
                                                              Cost Recovery Esc. - 20,076
320     Unigem Int'l                        $201,456  $24.00  Rent Increase 9/1/97 - 24.00/sf
----------------------------------------------------------------------------------------------
                                                              Cost Recovery Esc. - 3,060
                                                              Rent Increase 4/1/97 - 25.20/sf
330     Robert Ressler, Inc.                 $35,154  $25.20                4/1/98 - 25.80/sf
----------------------------------------------------------------------------------------------

360     AH Jewelry Import                    $71,838  $26.00  Cost Recovery Esc. - $9,000/yr
----------------------------------------------------------------------------------------------

P1      Southern California                       $0
----------------------------------------------------------------------------------------------

S1      Victor Coleman                            $0          Storage - $1,332/yr
----------------------------------------------------------------------------------------------

S2      Barbara Heyman                            $0          Storage - $1,575/yr
----------------------------------------------------------------------------------------------

S3      Ilona Hirsch, MD                          $0          Storage - $3,924/yr
----------------------------------------------------------------------------------------------

S4      Dr. Joseph M. Faust, M.D.                 $0          Storage - $1,172/yr
----------------------------------------------------------------------------------------------

S5      Janitor Storage                           $0
----------------------------------------------------------------------------------------------

S6      Unigem Int'l                              $0          Storage - $2,532/yr
----------------------------------------------------------------------------------------------

S7      Frank King                                $0          Storage - $1,314/yr
----------------------------------------------------------------------------------------------

S15     Elliot A. Oppenheim                       $0          Storage - $780/yr
----------------------------------------------------------------------------------------------

S16     Gary Dorick                               $0          Storage - $666/yr
----------------------------------------------------------------------------------------------

S17     Rayvah, Inc.                              $0          Storage - $942/yr
----------------------------------------------------------------------------------------------

S18     Oakhurst GL Corporation                   $0          Storage - $1,242/yr
----------------------------------------------------------------------------------------------

S19     Ilona Ruth Hirsch                         $0          Storage - $5,103/yr
----------------------------------------------------------------------------------------------

S23     Arden Realty Group                        $0
----------------------------------------------------------------------------------------------

S24     Strom & Roeder                            $0
----------------------------------------------------------------------------------------------

S25     Joseph J. Greenberg                       $0          Storage - $900/yr
----------------------------------------------------------------------------------------------

S27     Century Parking, Inc.                     $0
----------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------

        Vacant Sq Ft                        $239,356  $26.00
----------------------------------------------------------------------------------------------

        Total NRA                         $1,499,214  $24.45
----------------------------------------------------------------------------------------------

Notes:
Retail tenants indicated in italics.
Shaded cells indicate rents marked to market.
(1) Market rent estimate supported by Cushman & Wakefield market study. Most recent leasing activity was in 2nd qtr 1995, ranging from $21.60 to $25.80/sf. Other leases range from $22 to $32.57/sf.

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                   [GRAPHIC OMITTED]

                                      [STREET MAP]

BEVERLY ATRIUM: 350 S Beverly Dr, Beverly Hills, 90212, Page & Grid 632 G3

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

PEER BUILDING ANALYSIS
Beverly Atrium  - 350 South Beverly Drive                    Second Quarter 1997

=========================================================================================================
                                         Building Information
Item  Building Name /              No. of    Area    Avg. Flr.  Year           Available Space (SF)
No.   Location                     Stories   (SF)    Area (SF)  Built      Floor(s)    Direct   Sublease
---------------------------------------------------------------------------------------------------------
R-1   Wells Fargo Bank Bldg.         12     177,300   14,775     1972         Ground        0       0
      433 N. Camden Drive                                                      5 & 9   13,532       0
                                                                               -----   ------       -
                                                                                       13,532       0
---------------------------------------------------------------------------------------------------------
R-2   Wilshire Rodeo Plaza South      3      70,000   23,333     1985         Ground        0       0
      131 S. Rodeo Drive                                                       2 - 3        0       0
                                                                               -----        -       -
                                                                                            0       0
---------------------------------------------------------------------------------------------------------
R-3   Village On Canon                3      62,000   20,667     1989         Ground        0       0
      301 N. Canon Drive                                                           2        0     8,401
                                                                                   -        -     -----
                                                                                            0     8,401
---------------------------------------------------------------------------------------------------------
R-4   450 N. Roxbury Dr. Bldg.       10     101,957   10,196     1970         Ground    7,023       0
      450 N. Roxbury Dr.                                                      2 - 10   36,546       0
                                                                              ------   ------       -
                                                                                       43,569       0
---------------------------------------------------------------------------------------------------------
R-5   Bank of America Bldg.           8      74,069    9,259     1974         Ground        0       0
      9440 Santa Monica Blvd.                                                  3 - 5    3,731       0
                                                                               -----    -----       -

                                                                                        3,731       0
---------------------------------------------------------------------------------------------------------
R-6   Wilshire Palm                   3      85,412   28,471     1990         Ground    7,977       0
      9150 Wilshire Blvd.                                                          2    7,131       0
                                                                                   -    -----       -
                                                                                       15,108       0
---------------------------------------------------------------------------------------------------------
R-7   Wilshire At Elm                 3      47,745   15,915     1989         Ground        0       0
      9320 Wilshire Blvd.                                                          2   15,500       0
                                                                                   -   ------       -
                                                                                       15,500       0
---------------------------------------------------------------------------------------------------------
R-8   Wilshire Crescent Building      4     108,452   27,113     1989         Ground        0       0
      9333 Wilshire Blvd.                                                      1 - 3        0       0
                                                                               -----        -       -
                                                                                            0       0
---------------------------------------------------------------------------------------------------------
R-9   Beverly Hills Financial Cntr.  12     127,000   10,583     1971         Ground        0       0
      9401 Wilshire Blvd.                                                     2 - 12        0       0
                                                                              ------        -       -
                                                                                            0       0
---------------------------------------------------------------------------------------------------------
R-10  Sterling Plaza                  6      50,000    8,333     1950         Ground        0       0
      9441 Wilshire Blvd.           renov.                       1991          2 - 5        0       0
                                                                 ----          -----        -       -
                                                                                            0       0
---------------------------------------------------------------------------------------------------------
R-11  Glendale Federal Bldg.         11     155,270   14,115     1971    Mezz & Grnd    7,116       0
      9454 Wilshire Blvd.                                                      2 - 3    7,062       0
                                                                               -----    -----       -
                                                                                       14,178       0
---------------------------------------------------------------------------------------------------------
R-12  Wilshire Beverly Center         9     153,754   17,084     1962         Ground        0       0
      9465 Wilshire Blvd.                                                   4 - Pent   52,788       0
                                                                            --------   ------       -
                                                                                       52,788       0
---------------------------------------------------------------------------------------------------------
R-13  Wilshire Rodeo Plaza            5      48,000    9,600     1985         Ground        0       0
      9536 Wilshire Blvd.                                                      2 - 5        0       0
                                                                               -----        -       -
                                                                                            0       0
---------------------------------------------------------------------------------------------------------
R-14  9560 Wilshire Blvd. Bldg.       6      90,000   15,000     1982         Ground        0       0
      9560 Wilshire Blvd.                                                      2 - 6        0       0
                                                                               -----        -       -
                                                                                            0       0
---------------------------------------------------------------------------------------------------------
R-15  Wallace Moir Bldg.             10     145,000   14,500     1972         Ground        0       0
      9595 Wilshire Blvd.                                                     9 & 10   19,915       0
                                                                              ------   ------       -
                                                                                       19,915       0
---------------------------------------------------------------------------------------------------------
R-16  Heltman Centre                  8     211,845   26,481     1962         Ground   37,344       0
      9601 Wilshire Blvd.                                                      2 - 8        0       0
                                                                               -----        -       -
                                                                                       37,344       0
---------------------------------------------------------------------------------------------------------
R-17  One Roxbury Plaza              12     100,154    8,346     1973         Ground        0       0
      9701 Wilshire Blvd.                                                         11    2,894       0
                                                                                  --    -----       -
                                                                                        2,894       0
---------------------------------------------------------------------------------------------------------
      MARKET TOTALS                 125   1,807,958   14,464                          218,559     8,401
=========================================================================================================

==========================================================================================
                                       Overall         Quoted
Item  Building Name /               Availability     Annual Rent   Lease  Occupancy Ratio
No.   Location                          (SF)         PSF     PSF    Type   Direct  Overall
------------------------------------------------------------------------------------------
R-1   Wells Fargo Bank Bldg.                      $0.00    - $0.00    -     92.4%   92.4%
      433 N. Camden Drive               Total     $28.20  - $29.40  FSG

                                       13,532
------------------------------------------------------------------------------------------
R-2   Wilshire Rodeo Plaza South                   $0.00   - $0.00    -    100.0%  100.0%
      131 S. Rodeo Drive                Total      $0.00   - $0.00  FSG

                                            0
------------------------------------------------------------------------------------------
R-3   Village On Canon                             $0.00   - $0.00    -    100.0%   86.5%
      301 N. Canon Drive                Total     $30.00  - $30.00  FSG

                                        8,401
------------------------------------------------------------------------------------------
R-4   450 N. Roxbury Dr. Bldg.                    $28.80  - $31.20  FSG     57.3%   57.3%
      450 N. Roxbury Dr.                Total     $28.80  - $31.20  FSG

                                       43,569
------------------------------------------------------------------------------------------
R-5   Bank of America Bldg.                        $0.00   - $0.00    -     95.0%   95.0%
      9440 Santa Monica Blvd.           Total     $30.60  - $30.60  FSG

                                        3,731
------------------------------------------------------------------------------------------
R-6   Wilshire Palm                               $29.40  - $25.90  FSG     82.3%   82.3%
      9150 Wilshire Blvd.               Total     $29.40  - $25.90  FSG

                                       15,108
------------------------------------------------------------------------------------------
R-7   Wilshire At Elm                              $0.00   - $0.00    -     67.5%   67.5%
      9320 Wilshire Blvd.               Total     $30.60  - $30.60  FSG

                                       15,500
------------------------------------------------------------------------------------------
R-8   Wilshire Crescent Building                   $0.00   - $0.00    -    100.0%  100.0%
      9333 Wilshire Blvd.               Total      $0.00   - $0.00    -

                                            0
------------------------------------------------------------------------------------------
R-9   Beverly Hills Financial Cntr.                $0.00   - $0.00   --    100.0%  100.0%
      9401 Wilshire Blvd.               Total      $0.00   - $0.00    -

                                            0
------------------------------------------------------------------------------------------
R-10  Sterling Plaza                               $0.00   - $0.00    -    100.0%  100.0%
      9441 Wilshire Blvd.               Total      $0.00   - $0.00    -

                                            0
------------------------------------------------------------------------------------------
R-11  Glendale Federal Bldg.                      $28.80  - $28.80  FSG     90.9%   90.9%
      9454 Wilshire Blvd.               Total     $28.80  - $28.80  FSG

                                       14,178
------------------------------------------------------------------------------------------
R-12  Wilshire Beverly Center                      $0.00   - $0.00   --     65.7%   65.7%
      9465 Wilshire Blvd.               Total     $28.20  - $45.00  FSG

                                       52,788
------------------------------------------------------------------------------------------
R-13  Wilshire Rodeo Plaza                         $0.00   - $0.00   --    100.0%  100.0%
      9536 Wilshire Blvd.               Total      $0.00   - $0.00   --

                                            0
------------------------------------------------------------------------------------------
R-14  9560 Wilshire Blvd. Bldg.                    $0.00   - $0.00   --    100.0%  100.0%
      9560 Wilshire Blvd.               Total      $0.00   - $0.00   --

                                            0
------------------------------------------------------------------------------------------
R-15  Wallace Moir Bldg.                           $0.00   - $0.00   --     86.3%   86.3%
      9595 Wilshire Blvd.               Total     $30.00  - $30.00  FSG

                                       19,915
------------------------------------------------------------------------------------------
R-16  Heltman Centre                              $24.00  - $24.00  FSG     82.4%   82.4%
      9601 Wilshire Blvd.               Total      $0.00   - $0.00   --

                                       37,344
------------------------------------------------------------------------------------------
R-17  One Roxbury Plaza                            $0.00  -  $0.00   --     97.1%   97.1%
      9701 Wilshire Blvd.               Total     $28.80  - $30.60  FSG

                                        2,894
------------------------------------------------------------------------------------------
      MARKET TOTALS                   226,960                               87.9%   87.4%
==========================================================================================

                             ---------------------------------------------------
                             $28.11 - $32.74 Direct Weighted Average Rental Rate
                             ---------------------------------------------------

                               [GRAPHIC OMITTED]

[Bar graph: Office Building Activity Chart, Beverly Hills Area, comparing Occupancy ratio to No. of Stories]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                NO RECENT LEASES

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE LEASES
Beverly Atrium o 350 South Beverly Drive o Beverly Hills     Second Quarter 1997

===================================================================================================================================
Item                         Area(SF)     Lease   Lse Trm      Annual PSF Rent        Expense    Rental Concessions    Effective FSG
                                                           ----------------------             -----------------------
 No.   Building/Location        Floor     Date     (mos)   Initial    Adjustments      Basis  Free Rent  TI Allowance  Rent ($/PSF)
-----------------------------------------------------------------------------------------------------------------------------------
L-1  Maple Plaza                  8,150    4th Qtr  120    $27.24   Mos. 31-60: $29.30  FSG    None       $10/RSF        $29.25
     345 N. Maple Dr.           2nd Floor   1996                    Mos. 61-90: $31.50
     Beverly Hills                                                  Mos. 91-120:$33.25

-----------------------------------------------------------------------------------------------------------------------------------
L-2  9465 Wilshire Blvd.          9,000    4th Qtr  120    $28.80   Mos. 61-90: $31.80  FSG    None       $35/RSF        $27.40
     Beverly Hills              9th Floor   1996                    Mos. 91-120: $34.20

-----------------------------------------------------------------------------------------------------------------------------------
L-3  Wilshire Rodeo Plaza         2,400    4th Qtr   60    $26.40   Mos. 21-40: $30.00  FSG    None       $10/RSF        $28.00
     9536 Wilshire Blvd.        3rd Floor   1996                    Mos. 41-60: $33.00
     Beverly Hills

-----------------------------------------------------------------------------------------------------------------------------------
L-4  Wells Fargo Bank Bldg.       2,286    1st Qtr   60    $25.80            Flat       FSG    None        "AS IS"       $25.80
     433 Camden Dr.             8th Floor   1997
     Beverly Hills

-----------------------------------------------------------------------------------------------------------------------------------
L-5  450 N. Roxbury Dr.           20,846   2nd Qtr   75 $28.20(8th Fl.) Fixed Increases FSG  3 months     $43/USF        $30.60
     Beverly Hills               8th Floor   1997       $29.40(9th Fl.)
                                 9th Floor
===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE SALES
Beverly Atrium o 350 South Beverly Drive o Beverly Hills     Second Quarter 1997

===================================================================================================================================
Item       Property Name          Date of    Year        No. of        Total       Occ.@            Sales Price        Overall Cap.
                                                                                              ---------------------
No.        & Location               Sale     Built       Stories       NRSF        Sale          Total        PSF       Rate (OAR)
-----------------------------------------------------------------------------------------------------------------------------------
I-1  Wilshire Center             Current     1986          4          45,298       95%        $9,500,000   $209.72        8.0%
     12300 Wilshire Blvd.        Escrow
     Westwood

-----------------------------------------------------------------------------------------------------------------------------------
I-2  1333 2nd Street             Apr-97      1991          6          81,090       97%       $19,500,000   $240.47   12.5% based on
     Santa Monica                                                                            note purchase             above-market
                                                                                                                        rents; 8.2%
                                                                                                                        adjusted to
                                                                                                                          market

-----------------------------------------------------------------------------------------------------------------------------------
I-3  Beverly Mercedes Place      Mar-96      1990          3         124,836       95%       $38,500,000   $308.40
     9242 Beverly Blvd.
     Beverly Hills

-----------------------------------------------------------------------------------------------------------------------------------
I-4  Wilshire Rodeo Plaza        Dec-95    1935-1949-    4 - 5       179,614       93%       $81,000,000   $308.97   8.0% (1996 NOI)
     9536-9560 Wilshire Blvd.                1986          3          82,548                                         8.8% (1997 NOI)
     1313 S. Rodeo Dr.                                               262,162
     Beverly Hills
===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Beverly Atrium  o  350 South Beverly Drive  o  Beverly Hills
CONCLUSIONS
Market Rent  o  Expense  o  Tenant Improvements & Leasing Commissions

================================================================================
                                                     Annual PSF
                                                 Low          High
--------------------------------------------------------------------------------
Market Rent (Full Service Gross)                $27.60       $28.80

Expenses
  Utilities                                     $2.75        $2.75
  Cleaning                                      $0.90        $0.90
  Repairs & Maintenance                         $1.25        $1.25
  Administration                                $0.60        $0.60
  General Building                              $1.25        $1.25
  Insurance                                     $0.50        $0.50
  Other / Ground Rent                              --           --
  Management Fee                                $0.65        $0.65
--------------------------------------------------------------------------------
Sub-Total Expenses                              $7.90        $7.90
--------------------------------------------------------------------------------

  Property Taxes                                $3.40        $3.40

--------------------------------------------------------------------------------
Total Operating Expenses                       $11.30       $11.30
--------------------------------------------------------------------------------

Typical Lease Term:       5 years
--------------------------------------------------------------------------------

      Tenant Improvements
        New                         $10.00       $20.00
        Renew                        $5.00       $10.00

      Leasing Commissions
        New                           6.0%         6.0%
        Renew                         3.0%         3.0%

      Estimated Absorption of Vacancy          6 Months

--------------------------------------------------------------------------------

              Weighted Avg Contract Rent:       $24.63 Annual PSF *

                  Market Rent is generally above contract rent

================================================================================

                                              * - Per the Rent Roll dated Jun-97

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                  Bristol Plaza
                             Culver City, California
                           84,014 Rentable Square Feet
                                Los Angeles West
                                   Culver City

Exhibits

      1)          Demographic Profile

      2)          Building Permit Activity - Residential and Non-Residential

      3)          Historical Employment and Unemployment Trends

      4)          June, 1997 Rent Roll

      5)          Summary of Recent Leases in Property

      6)          Summary of Comparable Leases in Market

      7)          Summary of Comparable Office Building Market Activity/Sales

      8)          Summary of Property-Specific Conclusions

            a)    Market Rents and Tenant Improvements (Range)

            b)    Market Rent Versus Current Contract Rents

            c)    Estimated Expense Conclusions

            d)    Leasing Commission Expense

================================================================================


                                       69
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------


                                                                                                              Bristol Plaza
                                                                                                        DEMOGRAPHIC PROFILE
As of August, 1997                                                                                  Culver Cily, California
===========================================================================================================================
                                              1-mile            3-mile            5-mile            City of       County of
Characteristic                            Trade Area        Trade Area        Trade Area        Culver Cily     Los Angeles
===========================================================================================================================
---------------------------------------------------------------------------------------------------------------------------
Population
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                            20,153            239,341          718,870             41,190       9,555,105
   1997 Estimate                              18,974            229,048          694,841             40,313       9,210,790
   1990 Census                                17,410            221,957          673,204             38,793       8,863,164
   1980 Census                                15,132            206,191          611,550             36,230       7,477,507
 % Increase 1980-1990                          15.1%               7.6%            1O.1%               7.1%           18.5%
 % Increase 1997-2002                           6.2%               4.5%             3.5%               2.2%            3.7%
---------------------------------------------------------------------------------------------------------------------------
Households
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                             8,927             95,391          278,992             17,641       3,331,065
   1997 Estimate                               8,333             92,176          271,880             16,953       3,171,862
   1990 Census                                 7,623             89,510          265,114             16,162       2,989,552
   1980 Census                                 6,229             87,960          254,961             14,807       2,730,469
 % Increase 1980-1990                          22.4%               1.8%             4.0%               9.2%            9.5%
 % Increase 1997-2002                           7.1%               3.5%             2.6%               4.1%            5.0%
---------------------------------------------------------------------------------------------------------------------------
Average Household Size
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                             2.26                2.51             2.58               2.33            2.87
   1997 Estimate                               2.28                2.48             2.56               2.38            2.90
   1990 Census                                 2.28                2.48             2.54               2.40            2.96
   1980 Census                                 2.43                2.34             2.40               2.45            2.74
---------------------------------------------------------------------------------------------------------------------------
Household Income
---------------------------------------------------------------------------------------------------------------------------
   Average                                  $86,465             $68,041          $67,656            $74,362         $69,131
   Median                                   $61,048             $47,079          $44,079            $54,459         $45,064
   Per Capital Income                       $38,053             $27,771          $26,717            $32,012         $24,172
---------------------------------------------------------------------------------------------------------------------------
Households by Income
---------------------------------------------------------------------------------------------------------------------------
1997 Estimated Population                     8,333              92,176          271,880             16,953       3,171,862
   $150,000 or more                           10.1%                6.2%             7.1%               6.8%            7.6%
   $100,000 to $149,999                       11.4%                9.5%             8.4%              10.5%            8.0%
   $ 75,000 to $ 99,999                       15.8%               11.1%            10.0%              14.6%           10.0%
   $ 50,000 to $ 74,999                       22.7%               20.1%            18.7%              22.0%           19.6%
   $ 35,000 to $ 49,999                       15.5%               15.8%            14.8%              16.4%           14.9%
   $ 25,000 to $ 34,999                        8.8%               12.6%            12.3%              10.3%           11.9%
   $ 15,000 to $ 24,999                        7.3%               11.0%            12.2%               8.6%           12.0%
   $  5,000 to $ 14,999                        6.8%               10.5%            12.7%               8.4%           12.6%
   Under $5,000                                1.6%                3.2%             3.8%               2.3%            3.5%
---------------------------------------------------------------------------------------------------------------------------
Occupied Units                                7,623              89,510          265,114             16,162       2,989,552
---------------------------------------------------------------------------------------------------------------------------
    Owner Occupied                            65.3%               43.2%            40.4%              55.5%           48.2%
    Renter Occupied                           34.7%               56.8%            59.6%              44.5%           51.8%
1990 Avg. Persons per HH                       2.28                2.42             2.51               2.34            2.91
---------------------------------------------------------------------------------------------------------------------------
Education
---------------------------------------------------------------------------------------------------------------------------
   Bachelor Degree Only                       25.9%               19.3%            16.8%              20.4%           14.5%
   Graduate Degree                            16.8%               12.1%            10.8%              14.7%            7.8%
===========================================================================================================================
Source:  Equifax National Decision Systems

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Residential Construction Activity - Permits Issued & Valuation
New single family, multi-family, and residential alterations & additions

===================================================================================================================================

City Name                              1990          1991          1992          1993          1994          1995          1996
-----------------------------------------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Units                                  120            62            26            39             6            40            14
   Dollar Volume ($1,000s)           63,536.4      49,963.1      32,712.9      28,622.6      15,521.5      41,262.6      30,170.7
-----------------------------------------------------------------------------------------------------------------------------------
BURBANK
   Units                                   43            28           165           174           163            26           262
   Dollar Volume ($1,000s)           24,699.4      20,386.1      31,922.1      21,951.6      30,370.2      15,449.5      22,588.7
-----------------------------------------------------------------------------------------------------------------------------------
CULVER CITY
   Units                                   48            77             6             3             1             3            51
   Dollar Volume ($1,000s)           11,178.4      17,784.8       4,242.5       4,738.8       3,382.0       2,905.3      10,976.0
-----------------------------------------------------------------------------------------------------------------------------------
GLENDALE
   Units                                  515           221            71           234           109            54            75
   Dollar Volume ($1,000s)           69,535.3      40,366.5      28,380.3      43,214.8      25,605.2      20,222.0      21,316.1
-----------------------------------------------------------------------------------------------------------------------------------
LONG BEACH
   Units                                1,269           627            93            24            82           147            77
   Dollar Volume ($1,000s)          198,662.0     122,529.8      52,394.8      37,136.9      41,563.3      49,500.1      41,028.7
-----------------------------------------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Units                               11,826         5,815         2,627         2,063         2,429         2,637         2,173
   Dollar Volume ($1,000s)        1,883,843.7   1,224,612.2     845,929.3     658,854.2     962,560.1     953,356.4     769,427.1
-----------------------------------------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                                  142            35           100            55            11            42            84
   Dollar Volume ($1,000s)           14,913.9      11,049.2      22,826.5      14,329.4       5,401.3      12,507.2       9,994.7
-----------------------------------------------------------------------------------------------------------------------------------
NORWALK
   Units                                   80           202            37             9            26            58            19
   Dollar Volume ($1,000s)           13,821.8      21,176.5       9,948.0       5,761.2       6,553.3      10,655.5       6,646.0
-----------------------------------------------------------------------------------------------------------------------------------
PASADENA
   Units                                  240           110           426            91           131           171            30
   Dollar Volume ($1,000s)           42,012.8      37,234.4      49,180.2      25,591.6      23,559.5      27,930.1      17,931.8
-----------------------------------------------------------------------------------------------------------------------------------
SANTA MONICA
   Units                                  308           339           218           122            39            66           195
   Dollar Volume ($1,000s)           60,622.3      52,659.6      36,190.6      27,305.5      23,006.2      36,143.2      36,377.4
-----------------------------------------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                                   14             2             3             1             1            34             4
   Dollar Volume ($1,000s)            6,372.2       3,038.1       2,781.3       2,436.3       1,908.7       9,940.8       2,983.6

===================================================================================================================================

TOTAL TRADE AREA
   Units                               14,605         7,518         3,772         2,815         2,998         3,278         2,984
     % of L.A. County                   58.3%         46.4%         34.0%         38.8%         39.3%         39.0%         34.7%
   Dollar Volume ($1,000s)           78,021.4      57,419.1      36,458.9      31,398.6      18,513.5      44,500.6      33,140.7
     % of L.A. County                    1.9%          1.8%          1.4%          1.6%          0.9%          2.0%          1.6%

===================================================================================================================================

LOS ANGELES COUNTY
   Units                               25,045        16,195        11,097         7,259         7,621         8,405         8,590
   Dollar Volume ($1,000s)        4,155,565.2   3,197,540.0   2,600,387.2   1,910,098.4   2,154,472.9   2,256,613.3   2,091,965.1

===================================================================================================================================

==========================================================================
                                 Apr. (4 months )   5-year        7-year
City Name                               1997       Average +     Average ^
--------------------------------------------------------------------------
BEVERLY HILLS
   Units                                     3            25            44
   Dollar Volume ($1,000s)             5,390.9      29,658.1      37,398.5
--------------------------------------------------------------------------
BURBANK
   Units                                     2           158           123
   Dollar Volume ($1,000s)             4,280.2      24,456.4      23,909.7
--------------------------------------------------------------------------
CULVER CITY
   Units                                     2            13            27
   Dollar Volume ($1,000s)               994.3       5,248.9       7,886.8
--------------------------------------------------------------------------
GLENDALE
   Units                                    14           109           183
   Dollar Volume ($1,000s)             4,473.3      27,747.7      35,520.0
--------------------------------------------------------------------------
LONG BEACH
   Units                                    18            85           331
   Dollar Volume ($1,000s)            11,570.0      44,324.8      77,545.1
--------------------------------------------------------------------------
LOS ANGELES CITY
   Units                                   733         2,386         4,224
   Dollar Volume ($1,000s)           243,914.6     838,025.4   1,042,654.7
--------------------------------------------------------------------------
MONTEREY PARK
   Units                                    10            58            67
   Dollar Volume ($1,000s)             2,531.6      13,011.8      13,003.2
--------------------------------------------------------------------------
NORWALK
   Units                                     3            30            62
   Dollar Volume ($1,000s)             1,655.3       7,912.8      10,651.8
--------------------------------------------------------------------------
PASADENA
   Units                                    87           170           171
   Dollar Volume ($1,000s)            16,357.7      28,838.6      31,920.1
--------------------------------------------------------------------------
SANTA MONICA
   Units                                    25           128           184
   Dollar Volume ($1,000s)             9,621.4      31,804.6      38,900.7
--------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                                     -             9             8
   Dollar Volume ($1,000s)               606.0       4,010.1       4,208.7

==========================================================================

TOTAL TRADE AREA
   Units                                   897         3,169         5,424
     % of L.A. County                    32.4%         36.9%         45.1%
   Dollar Volume ($1,000s)             6,284.9      32,802.5      42,779.0
     % of L.A. County                     0.9%          1.5%          1.6%

==========================================================================

LOS ANGELES COUNTY
   Units                                 2,772         8,594        12,030
   Dollar Volume ($1,000s)           725,231.6   2,202,707.4   2,623,806.0

==========================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Non-Residential Construction Activity - Permits Issued & Valuation
New commercial, industrial, other, and non-residential alterations & additions

====================================================================================================
City Name                        1990          1991          1992         1993           1994
----------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Dollar Volume ($1,000s)       30,284.7      32,673.9      71,681.4     112,129.9      55,809.7
    % Change                           --           7.9%        119.4%         56.4%        -50.2%
----------------------------------------------------------------------------------------------------
BURBANK
   Dollar Volume ($1,000s)      127,622.4      68,951.8      36,459.1     132,212.0      73,459.9
    % Change                           --         -46.0%        -47.1%        262.6%        -44.4%
----------------------------------------------------------------------------------------------------
CULVER CITY
   Dollar Volume ($1,000s)       12,736.9      30,764.7      25,824.0      16,512.9      29,418.8
    % Change                           --         141.5%        -16.1%        -36.1%          7.2%
----------------------------------------------------------------------------------------------------
GLENDALE
   Dollar Volume ($1,000s)      158,610.0      63,317.6      58,840.5      46,640.2      41,908.7
    % Change                           --         -60.l%         -7.1%        -20.7%        -10.1%
----------------------------------------------------------------------------------------------------
LONG BEACH
   Dollar Volume ($1,000s)      113,394.8      65,859.8      54,709.3      66,678.8      46,979.9
    % Change                           --         -41.9%        -16.9%         21.9%        -29.5%
----------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Dollar Volume ($1,000s)    1,580,738.8   1,241,390.3     847,187.7     900,571.6   1,210,075.6
    % Change                           --         -21.5%        -31.8%          6.3%         34.4%
----------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                         15,929.6      28,452.4      20,932.6       9,089.2       8,068.1
   Dollar Volume ($1,000s)             --          78.6%        -26.4%        -56.6%        -11.2%
----------------------------------------------------------------------------------------------------
NORWALK
   Units                         10,450.8       1,154.7       1,620.9       4,283.5       4,265.0
   Dollar Volume ($1,000s)             --         -89.0%        -40.4%        164.3%         -0.4%
----------------------------------------------------------------------------------------------------
PASADENA
   Dollar Volume ($1,000s)       57,784.2      63,283.9      37,409.5      43,560.4      37,056.7
    % Change                           --           9.5%        -40.9%         16.4%        -14.9%
----------------------------------------------------------------------------------------------------
SANTA MONICA
   Dollar Volume ($1,000s)      123,070.4      80,562.8      43,188.0      24,499.2      25,396.3
    % Change                           --         -34.5%        -46.4%        -43.3%          3.7%
----------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                          7,941.1       4,750.9       5,889.4       9,721.3       4,089.3
   Dollar Volume ($1,000s)             --         -40.2%         24.0%         65.1%        -57.9%
====================================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)    2,238,563.7   1,681,162.8   1,203,742.4   1,365,899.0   l,536,526.0
    % of L.A. County                 58.4%         61.4%         56.4%         62.8%         67.0%
    % Change                           --         -24.9%        -28.4%         13.5%         12.5%
====================================================================================================
LOS ANGELES COUNTY
   Dollar Volume ($1,000s)    3,831,079.4   2,739,595.5   2,135,069.9   2,176,509.5   2,292,921.0
     % Change                          --         -28.5%        -22.1%          1.9%          5.3%
====================================================================================================

====================================================================================================
                                                         Apr.(4 months)      5-year         7-year
City Name                        1995          1996           1997           Average+       Average^
----------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Dollar Volume ($1,000s)       43,042.1      53,540.6      24,792.5        67,241          52,994
    % Change                        -22.9%         24.4%           --            --              --
----------------------------------------------------------------------------------------------------
BURBANK
   Dollar Volume ($1,000s)      109,051.1     133,693.0      23,857.8      96,975.0        97,349.9
    % Change                         48.4%         22.6%           --            --              --
----------------------------------------------------------------------------------------------------
CULVER CITY
   Dollar Volume ($1,000s)       20,756.5      19,146.7       4,918.2        22,332          20,010
    % Change                        -29.4%         -7.8%           --            --              --
----------------------------------------------------------------------------------------------------
GLENDALE
   Dollar Volume ($1,000s)       48,571.4      65,364.0      63,150.6      52,264.6        69,035.8
    % Change                         15.9%         34.6%           --            --              --
----------------------------------------------------------------------------------------------------
LONG BEACH
   Dollar Volume ($1,000s)       50,773.0     102,203.0      14,790.9        64,269          64,424
    % Change                          8.1%        101.3%           --            --              --
----------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Dollar Volume ($1,000s)      903,610.9     791,719.8     251,424.3       930,633         965,840
    % Change                        -25.3%        -12.4%           --            --              --
----------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                          3,792.7       6,856.6       1,093.7       9,747.8        13,303.0
   Dollar Volume ($1,000s)          -53.0%         60.8%           --          (0.1)            0.0
----------------------------------------------------------------------------------------------------
NORWALK
   Units                          7,482.5       3,980.2       7,524.6       4,326.4         4,748.2
   Dollar Volume ($1,000s)           75.4%        -46.8%           --           0.5             O.2
----------------------------------------------------------------------------------------------------
PASADENA
   Dollar Volume ($1,000s)       33,838.0      32,528.0      12,749.2      36,878.5        43,637.2
    % Change                         -8.7%         -3.9%           --            --              --
----------------------------------------------------------------------------------------------------
SANTA MONICA
   Dollar Volume ($1,000s)       41,184.6      33,100.3      12,737.6        33,474          47,967
    % Change                         62.2%        -19.6%           --            --              --
----------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                          1,200.7       6,971.6         970.0       5,574.5         5,794.9
   Dollar Volume ($1,000s)          -70.6%        480.6%           --           0.9             0.7
====================================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)    1,283,303.5   1,249,103.8     418,009.4   1,323,714.9     1,505,471.6
    % of L.A. County                 63.4%         59.3%         60.5%         61.8%           61.0%
    % Change                        -17.8%         -1.1%           --            --              --
====================================================================================================
LOS ANGELES COUNTY
   Dollar Volume ($1,000s)    1,993,022.7   2,105,856.8     690,408.3   2,140,676.0     2,467,722.1
    % Change                        -13.1%          5.7%           --            --              --
====================================================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Southern California
EMPLOYMENT & UNEMPLOYMENT TRENDS

========================================================================================
Name                        1992        1993          1994        1995          1996
----------------------------------------------------------------------------------------
STATE OF CALIFORNIA
    Labor Force           15,404,255   15,359,518   15,449,963   15,427,261   15,596,139
    Employment            13,973,304   13,918,275   14,122,088   14,216,727   14,469,924
    Unemployment           1,430,951    1,441,243    1,327,875    1,210,534    1,126,215
    Unemployment Rate           9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
LOS ANGELES COUNTY
    Labor Force            4,503,804    4,404,104    4,366,207    4,359,656    4,415,428
    Employment             4,062,416    3,970,748    3,957,037    4,016,191    4,052,561
    Unemployment             441,388      433,356      409,170      343,465      362,867
    Unemployment Rate           9.8%         9.8%         9.4%         7.9%         8.2%
----------------------------------------------------------------------------------------
CULVER CITY
    Labor Force               22,499       21,996       21,978       22,085       22,224
    Employment                21,248       20,768       20,812       21,107       21,196
    Unemployment               1,251        1,228        1,166          978        1,028
    Unemployment Rate           5.6%         5.6%         5.3%         4.4%         4.6%
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
    UNEMPLOYMENT RATE           1992         1993         1994         1995         1996
----------------------------------------------------------------------------------------
    STATE OF CALIFORNIA         9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
    LOS ANGELES COUNTY          9.8%         9.8%         9.4%         7.9%         8.2%
    CULVER CITY                 5.6%         5.6%         5.3%         4.4%         4.6%

        Source: U.S. Bureau of Labor Statistics / Local Area Unemployment
----------------------------------------------------------------------------------------

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                  BRISTOL PLAZA
                         RENT ROLL - AS OF JUNE 30, 1997

------------------------------------------------------------------------------------------------
                                                    %      LEASE     LEASE          BASE RENT
Suite #   TENANT NAME                    Sq. Ft.  OCC'D  START DATE END DATE     CURR. YR. PSF.
------------------------------------------------------------------------------------------------

104     Mark 1 Mortgage                   2,184    2.6%   06/01/92  06/30/97     $59,852  $27.40
------------------------------------------------------------------------------------------------
106     FKM Copiers                       3,633    4.3%   02/01/95  01/31/00     $54,495  $15.00
------------------------------------------------------------------------------------------------
130     On Line Connecting Point          3,120    3.7%   04/01/95  03/31/98     $48,672  $15.60
------------------------------------------------------------------------------------------------
140     Rountree Support Services         1,197    1.4%   06/01/93  05/31/98     $27,691  $23.13
------------------------------------------------------------------------------------------------
150     Federal Express Corporation       1,106    1.3%   04/01/92  03/31/97     $21,168  $19.14
------------------------------------------------------------------------------------------------
200     Bristol Air, Inc.                12,163   14.5%   08/01/95  06/30/98    $304,063  $25.00
------------------------------------------------------------------------------------------------
210     State of California              10,083   12.0%   06/15/97  12/31/01    $213,212  $21.15
------------------------------------------------------------------------------------------------
300     Consortium 2000                   4,909    5.8%   11/01/93  06/30/98     $60,000  $12.22
------------------------------------------------------------------------------------------------
330     First Colony Financial Group      6,347    7.6%   04/14/94  04/13/99     $93,301  $14.70
------------------------------------------------------------------------------------------------
340     Consumer Credit Services of ...   1,025    1.2%   02/01/95  01/31/00     $16,605  $16.20
------------------------------------------------------------------------------------------------
341     Child Care Consulting Service       599    0.7%   12/01/93  11/30/97     $10,423  $17.40
------------------------------------------------------------------------------------------------
350     Maxim Healthcare Services         1,319    1.6%   03/01/95  02/29/00     $19,785  $15.00
------------------------------------------------------------------------------------------------
370     Coastal Financial Group           3,239    3.9%   01/01/94  12/31/99     $66,076  $20.40
------------------------------------------------------------------------------------------------
380     Action Management Associates      1,003    1.2%   03/01/93  02/28/98     $21,103  $21.04
------------------------------------------------------------------------------------------------
390     First Colony Financial Group      2,533    3.0%   04/14/96  04/13/99     $37,235  $14.70
------------------------------------------------------------------------------------------------
425     Diversified Financial Concep      2,310    2.7%   07/22/95  07/21/00     $37,422  $16.20
------------------------------------------------------------------------------------------------
430     Rideau Retirement Planning        3,653    4.3%   07/15/95  07/14/00     $59,179  $16.20
------------------------------------------------------------------------------------------------
440     Building Blocks Pediatrics        1,565    1.9%   01/20/97  02/28/00     $28,170  $18.00
------------------------------------------------------------------------------------------------

450     Russell Communications Inc.       1,857    2.2%   06/01/96  07/31/99     $30,083  $16.20
------------------------------------------------------------------------------------------------

460     Elite Funding Company             1,520    1.8%   12/15/93  12/14/98     $30,096  $19.80
------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------

        Vacant Sq Ft                     18,649   22.2%                         $335,682  $18.00
------------------------------------------------------------------------------------------------

        Total NRA                        84,014  100.0%                       $1,574,313  $18.74
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
                                           Marked to Market     RENT STEPS & OPTIONS
Suite #   TENANT NAME                      CURR. YR.    PSF. (INCLUDING ESCALATION SCHEDULE)
------------------------------------------------------------------------------------------------

104     Mark 1 Mortgage                     $39,312  $18.00  Cost Recovery Esc. - $185/yr
------------------------------------------------------------------------------------------------
106     FKM Copiers                         $54,495  $15.00
------------------------------------------------------------------------------------------------
130     On Line Connecting Point            $48,672  $15.60  Tenant Parking - $3,840/yr
------------------------------------------------------------------------------------------------
140     Rountree Support Services           $21,546  $18.00  Rent Increase: $23.13/sf @ 6/1/97
------------------------------------------------------------------------------------------------
150     Federal Express Corporation         $19,908  $18.00  Cost Recovery Esc. - $80.04/yr
------------------------------------------------------------------------------------------------
200     Bristol Air, Inc.                  $218,934  $18.00  Parking - $30,000
------------------------------------------------------------------------------------------------
210     State of California                $213,212  $21.15
------------------------------------------------------------------------------------------------
300     Consortium 2000                     $60,000  $12.22  Parking - $2,880/yr
------------------------------------------------------------------------------------------------
330     First Colony Financial Group        $93,301  $14.70  Tenant Parking - $30,600/yr
------------------------------------------------------------------------------------------------
340     Consumer Credit Services of ...     $16,605  $16.20
------------------------------------------------------------------------------------------------
341     Child Care Consulting Service       $10,423  $17.40
------------------------------------------------------------------------------------------------
350     Maxim Healthcare Services           $19,785  $15.00  Parking - $480/yr
------------------------------------------------------------------------------------------------
370     Coastal Financial Group             $58,302  $18.00  Tenant Parking - $4,800/yr
------------------------------------------------------------------------------------------------
380     Action Management Associates        $18,054  $18.00  Tenant Parking - $600/yr
------------------------------------------------------------------------------------------------
390     First Colony Financial Group        $37,235  $14.70
------------------------------------------------------------------------------------------------
425     Diversified Financial Concep        $37,422  $16.20  Parking - $1,980/yr
------------------------------------------------------------------------------------------------
430     Rideau Retirement Planning          $59,179  $16.20  Tenant Parking - $960/yr
------------------------------------------------------------------------------------------------
440     Building Blocks Pediatrics          $28,170  $18.00  Parking - $1,200/yr
------------------------------------------------------------------------------------------------
                                                             Tenant Parking - $2,400/yr
450     Russell Communications Inc.         $30,083  $16.20  Rent Increase: 11/01/98 - $16.20/sf
------------------------------------------------------------------------------------------------
                                                             Cost Recovery Esc. - 518
                                                             Tenant Parking - 1,200
460     Elite Funding Company               $27,360  $18.00  Rent Increase: 11/01/97 - $20.74/sf
------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------

        Vacant Sq Ft                       $335,682  $18.00
------------------------------------------------------------------------------------------------

        Total NRA                        $1,447,680  $17.23
------------------------------------------------------------------------------------------------

Notes:
Retail tenants indicated in italics.
Shaded cells indicate rents marked to market.
(1) Market rent estimate supported by Cushman & Wakefield market study and recent leasing activity.

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                   [GRAPHIC OMITTED]

                                      [STREET MAP]

BRISTOL PLAZA: 6167 Bristol Pkwy, Culver City, 90230, Page & Grid 672 H6

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

PEER BUILDING ANALYSIS
Bristol Plaza - 6167 Bristol Parkway                         Second Quarter 1997

========================================================================================================
                                         Building Information
Item  Building Name /              No. of    Area    Avg. Flr.  Year           Available Space (SF)
No.   Location                     Stories   (SF)    Area (SF)  Built      Floor(s)    Direct   Sublease
--------------------------------------------------------------------------------------------------------
C-1   Howard Hughes Center Phase I   18     313,447   19,590     1986         Ground        0       0
      6701 Center Drive West                                                  5 - 14   51,229       0
                                                                              ------   ------       -
                                                                                       51,229       0
--------------------------------------------------------------------------------------------------------
C-2   Northpoint                      9     100,000   11,111     1991          Lobby    1,091       0
      6601 Center Drive West                                                       3    7,360       0
                                                                                   -    -----       -
                                                                                        8,451       0
--------------------------------------------------------------------------------------------------------
C-3   6133 Bristol Parkway Building   3      52,500   17,500     1979         Ground        0       0
      6133 Bristol Parkway                                                         3    1,068       0
                                                                                   -    -----       -
                                                                                        1,068       0
--------------------------------------------------------------------------------------------------------
C-4   Pacifica Plaza                  3     105,000   35,000     1981              2        0    35,975
      6101 West Centinela Avenue                                                   3   10,416       0
                                                                                   -   ------       -
                                                                                       10,416    35,975
--------------------------------------------------------------------------------------------------------
C-5   Corporate Plaza                 3     109,600   36,533     1984              3        0    11,000
      100 Corporate Pointe                                                       1-3   40,124       0
                                                                                 ---   ------       -
                                                                                       40,124    11,000
--------------------------------------------------------------------------------------------------------
C-6   The Glen - South Structure      5      90,200   18,040     1985         Ground    4,527       0
      200 Corporate Pointe                                                         4    3,793       0
                                                                                   -    -----       -
                                                                                        8,320       0
--------------------------------------------------------------------------------------------------------
C-7   The Glen - North Structure      5     110,000   22,000     1985         Ground        0       0
      300 Corporate Pointe                                                         3    1,650       0
                                                                                   -    -----       -
                                                                                        1,650       0
--------------------------------------------------------------------------------------------------------
C-8   600 Corporate Pointe           12     265,905   22,159     1989         Ground        0       0
      600 Corporate Pointe                                                2, 10 & 12   29,977       0
                                                                          ----------   ------       -
                                                                                       29,977       0
--------------------------------------------------------------------------------------------------------
C-9   The Promontory Building         4     112,000   28,000     1980         Ground    2,111       0
      5901 Green Valley Circle                                                     4   22,375       0
                                                                                   -   ------       -
                                                                                       24,486       0
--------------------------------------------------------------------------------------------------------
C-10  Water Ridge I                   3     182,566   60,855     1988         Ground   30,064       0
      5100-10 Gold Leaf Circle                                                 1 & 2   44,930       0
                                                                               -----   ------       -
                                                                                       74,994       0
--------------------------------------------------------------------------------------------------------
C-11  Water Ridge II                  4     103,600   25,900     1990         Ground   13,850       0
      5120 Gold Leaf Circle                                                    1 - 4   39,075       0
                                                                               -----   ------       -
                                                                                       52,925       0
--------------------------------------------------------------------------------------------------------
C-12  Buckingham Heights - East       2      80,000   40,000     1980         Ground   12,671       0
      5601 Slauson Avenue                                                          2   11,579       0
                                                                                   -   ------       -
                                                                                       24,250       0
--------------------------------------------------------------------------------------------------------
C-13  Buckingham Heights - West       2      64,000   32,000     1980         Ground    3,226       0
      5701-31 Slauson Avenue                                                       2    2,660       0
                                                                                   -    -----       -
                                                                                        5,886       0
--------------------------------------------------------------------------------------------------------
C-14  400 Corporate Pointe            8     164,845   20,606     1987         Ground        0       0
      400 Corporate Pointe                                                     5 & 7    2,861       0
                                                                               -----    -----       -
                                                                                        2,861       0
--------------------------------------------------------------------------------------------------------
      MARKET TOTALS                  79   1,853,663   23,464                          336,637    46,975
========================================================================================================

=========================================================================================
                                      Overall         Quoted
Item  Building Name /              Availability     Annual Rent   Lease  Occupancy Ratio
No.   Location                         (SF)         PSF     PSF    Type   Direct  Overall
-----------------------------------------------------------------------------------------
C-1   Howard Hughes Center Phase I                $0.00  -  $0.00    -     83.7%   83.7%
      6701 Center Drive West           Total     $19.20  - $19.20  FSG

                                      51,229
-----------------------------------------------------------------------------------------
C-2   Northpoint                                 $19.20  - $19.20    -     91.5%   91.5%
      6601 Center Drive West           Total     $19.20  - $19.20  FSG

                                       8,451
-----------------------------------------------------------------------------------------
C-3   6133 Bristol Parkway Building               $0.00  -  $0.00   --     98.0%   98.0%
      6133 Bristol Parkway             Total     $16.80  - $17.40  FSG

                                       1,068
-----------------------------------------------------------------------------------------
C-4   Pacifica Plaza                             $16.80  - $16.80  FSG     90.1%   55.8%
      6101 West Centinela Avenue       Total     $19.80  - $19.80  FSG

                                      46,391
-----------------------------------------------------------------------------------------
C-5   Corporate Plaza                            $11.76  - $11.76  FSG     63.4%   53.4%
      100 Corporate Pointe             Total     $18.60  - $18.60  FSG

                                      51,124
-----------------------------------------------------------------------------------------
C-6   The Glen - South Structure                 $18.60  - $19.20  FSG     90.8%   90.8%
      200 Corporate Pointe             Total     $18.60  - $19.20  FSG

                                       8,320
-----------------------------------------------------------------------------------------
C-7   The Glen - North Structure                  $0.00  -  $0.00   --     98.5%   98.5%
      300 Corporate Pointe             Total     $18.60  - $19.20  FSG

                                       1,650
-----------------------------------------------------------------------------------------
C-8   600 Corporate Pointe                       $0.00   -  $0.00   --     88.7%   88.7%
      600 Corporate Pointe             Total    $19.80   - $21.00  FSG

                                      29,977
-----------------------------------------------------------------------------------------
C-9   The Promontory Building                   $18.00   - $18.00  FSG     78.1%   78.1%
      5901 Green Valley Circle         Total    $18.00   - $18.00  FSG

                                      24,486
-----------------------------------------------------------------------------------------
C-10  Water Ridge I                              $15.60  - $16.80  FSG     58.9%   58.9%
      5100-10 Gold Leaf Circle         Total     $15.60  - $16.80  FSG

                                      74,994
-----------------------------------------------------------------------------------------
C-11  Water Ridge II                             $16.80  - $17.40  FSG     48.9%   48.9%
      5120 Gold Leaf Circle            Total     $16.80  - $17.40  FSG

                                      52,925
-----------------------------------------------------------------------------------------
C-12  Buckingham Heights - East                  $17.40  - $17.40  FSG     69.7%   69.7%
      5601 Slauson Avenue              Total     $17.40  - $17.40  FSG

                                      24,250
-----------------------------------------------------------------------------------------
C-13  Buckingham Heights - West                  $17.40  - $17.40  FSG     90.8%   90.8%
      5701-31 Slauson Avenue           Total     $17.40  - $17.40  FSG

                                       5,886
-----------------------------------------------------------------------------------------
C-14  400 Corporate Pointe                        $0.00  -  $0.00   --     98.3%   98.3%
      400 Corporate Pointe             Total     $19.80  - $19.80  FSG

                                       2,861
-----------------------------------------------------------------------------------------
      MARKET TOTALS                  383,612                               81.8%   79.3%
=========================================================================================

                             ---------------------------------------------------
                             $17.75 - $18.24 Direct Weighted Average Rental Rate
                             ---------------------------------------------------

                               [GRAPHIC OMITTED]

[Bar graph: Office Building Activity Chart, Culver City Area, comparing Occupancy ratio to No. of Stories]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

RECENT LEASES
Bristol Plaza o 6167 Bristol Parkway o Culver City           Second Quarter 1997

===================================================================================================================================
Item      Tenant's Name /         Area (SF)   Lease  Lse Trm    Annual PSF Rent       Expense    Rental Concessions    Effective FSG
                                                             -----------------------           -----------------------
No.       Suite                     Floor     Date    (mos)  Initial     Adjustments   Basis  Free Rent  TI Allowance  Rent ($/PSF)
-----------------------------------------------------------------------------------------------------------------------------------
L-1  State of California           10,083    6/15/97   43    $21.15         Flat        FSG      N/A         N/A        $21.15
     Suite 210
------------------------------------------------------------------------------------------------------------------------------------
L-2  Building Blocks                1,565    1/20/97   37    $18.00         Flat        FSG    1 month    $2.50/RSF     $17.51
     Pediatrics
     Suite 440
====================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE LEASES
Bristol Plaza o 6167 Bristol Parkway o Culver City           Second Quarter 1997


===================================================================================================================================
Item                            Leased    Lease   Lse Trm        Annual PSF Rent      Expense    Rental Concessions    Effective FSG
                                                             ----------------------           -----------------------
 No.   Building/Location         Area     Date     (mos)     Initial    Adjustments    Basis  Free Rent  TI Allowance  Rent ($/PSF)
-----------------------------------------------------------------------------------------------------------------------------------
L-1   Marina Towers             2,497     1st Qtr   48       $22.68        Flat         FSG     None       $5/PSF        $22.68
      4676 Admiralty Way      5th Floor    1997
      Marina Del Ray

-----------------------------------------------------------------------------------------------------------------------------------
L-2   Slauson - La Cienega      3,135     1st Qtr   36       $15.60        Flat         FSG     None         MTS         $15.60
      5120 W. Goldleaf Circle 3rd Floor    1997
      L. A. County

-----------------------------------------------------------------------------------------------------------------------------------
L-3   100 Corporate Pointe      3,219     1st Qtr   38       $17.40        CPI          FSG     None       $15/USF       $17.40
      Culver City             3rd Floor    1997                           Min.3%
                                                                          Max.8%

-----------------------------------------------------------------------------------------------------------------------------------
L-4   6701 Center Drive West    2,400     1st Qtr   69       $20.52        Flat         FSG     None    Paint & Carpet   $20.52
      Westchester             7th Floor    1997

-----------------------------------------------------------------------------------------------------------------------------------
L-5   Olympic Center            7,500     2nd Qtr   84       $22.20  Mos.43-84: $25.20  FSG   5 months     $21/USF       $22.38
      11150 W. Olympic Blvd.  9th Floor    1997
      West Los Angeles

-----------------------------------------------------------------------------------------------------------------------------------
L-6   600 Corporate Pointe      6,870     4th Qtr   60       $18.60        Flat         FSG   1 month        BTS         $18.29
      Culver City             1st Floor    1996

-----------------------------------------------------------------------------------------------------------------------------------
L-7  600 Corporate Pointe        6,670    4th Qtr   60       $14.28     10/97: $17.40   FSG     None        $15/USF      $17.83
     Culver City              llth Floor   1996                         7/99: $19.20

===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE SALES
Bristol Plaza o 6167 Bristol Parkway o Culver City           Second Quarter 1997

===================================================================================================================================
Item       Property Name          Date of    Year        No. of        Total       Occ.@            Sales Price        Overall Cap.
                                                                                              ---------------------
No.        & Location               Sale     Built       Stories       NRSF        Sale          Total        PSF       Rate (OAR)
-----------------------------------------------------------------------------------------------------------------------------------
I-1  Sepulveda Center              Aug-97    1982           12        170,134       86.0%       $25,200,000   $148.12     8.0%
     3415 S. Sepulveda Blvd.
     West Los Angeles

-----------------------------------------------------------------------------------------------------------------------------------
I-2  Park Place                    Jan-97    1980           2         150,000       90.0%       $12,500,000    $83.33     N/A
     6001-6095 Bristol Prkwy                            (16 bldgs)
     Culver City

-----------------------------------------------------------------------------------------------------------------------------------
I-3  Wateridge                     May-96    1988          1-5        328,206       61.0%       $18,000,000    $54.84    14.0%
     5035-5120 Goldleaf Circle               1990       (5 bldgs)                                                      @ 61% occ.
     Ladera Heights (L.A. County)

-----------------------------------------------------------------------------------------------------------------------------------
I-4  400 Corporate Pointe          Feb-96    1987           7         164,845       84.0%       $21,000,000   $127.39    14.0%
     400 Corporate Pointe                                                                          Cash                 estimated
     Culver City

-----------------------------------------------------------------------------------------------------------------------------------
I-5  600 Corporate Pointe          Jan-96    1989          12         274,987       85.0%       $23,350,000    $84.91    -----
     600 Corporate Pointe                                                                      (@ 62% occ.)
     Culver City

===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Bristol Plaza  o  6167 Bristol Parkway  o  Culver City
CONCLUSIONS
Market Rent  o  Expense  o  Tenant Improvements & Leasing Commissions

================================================================================
                                                     Annual PSF
                                                 Low          High
--------------------------------------------------------------------------------
Market Rent (Full Service Gross)                $18.60       $19.80

Expenses
  Utilities                                     $2.40        $2.40
  Cleaning                                      $0.80        $0.80
  Repairs & Maintenance                         $1.00        $1.00
  Administration                                $0.50        $0.50
  General Building                              $1.00        $1.00
  Insurance                                     $0.50        $0.50
  Other / Ground Rent                              --           --
  Management Fee                                $0.50        $0.50
--------------------------------------------------------------------------------
Sub-Total Expenses                              $6.70        $6.70
--------------------------------------------------------------------------------

  Property Taxes                                $0.75        $0.75

--------------------------------------------------------------------------------
Total Operating Expenses                        $7.45        $7.45
--------------------------------------------------------------------------------

Typical Lease Term:       5 years
--------------------------------------------------------------------------------

      Tenant Improvements
        New                         $10.00       $20.00
        Renew                        None         $0.00

      Leasing Commissions
        New                           6.0%         6.0%
        Renew                         3.0%         3.0%

      Estimated Absorption of Vacancy          9 Months

--------------------------------------------------------------------------------

              Weighted Avg Contract Rent:       $18.95 Annual PSF *

                Market Rent is generally similar to contract rent

================================================================================

                                              * - Per the Rent Roll dated Jun-97

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                              400 Corporate Pointe
                             Culver City, California
                          164,598 Rentable Square Feet
                                Los Angeles West
                                   Culver City

Exhibits

      1)          Demographic Profile

      2)          Building Permit Activity - Residential and Non-Residential

      3)          Historical Employment and Unemployment Trends

      4)          June, 1997 Rent Roll

      5)          Summary of Recent Leases in Property

      6)          Summary of Comparable Leases in Market

      7)          Summary of Comparable Office Building Market Activity/Sales

      8)          Summary of Property-Specific Conclusions

            a)    Market Rents and Tenant Improvements (Range)

            b)    Market Rent Versus Current Contract Rents

            c)    Estimated Expense Conclusions

            d)    Leasing Commission Expense

================================================================================


                                       70
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                                                       400 Corporate Pointe
                                                                                                        DEMOGRAPHIC PROFILE
As of August, 1997                                                                                  Culver City, California
===========================================================================================================================
                                              1-mile            3-mile            5-mile            City of       County of
Characteristic                            Trade Area        Trade Area        Trade Area        Culver City     Los Angeles
===========================================================================================================================
---------------------------------------------------------------------------------------------------------------------------
Population
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                            26,528           249,842           745,983             41,190       9,555,105
   1997 Estimate                              26,793           239,757           718,654             40,313       9,210,790
   1990 Census                                27,072           233,616           696,292             38,793       8,863,164
   1980 Census                                26,459           221,505           633,478             36,230       7,477,507
 % Increase 1980-1990                           2.3%              5.5%              9.9%               7.1%           18.5%
 % Increase 1997-2002                          -1.0%              4.2%              3.8%               2.2%            3.7%
---------------------------------------------------------------------------------------------------------------------------
Households
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                             9,952           106,000           308,813             17,641       3,331,065
   1997 Estimate                               9,738           102,539           300,163             16,953       3,171,862
   1990 Census                                 9,512            99,542           291,729             16,162       2,989,552
   1980 Census                                 9,204            96,594           278,099             14,807       2,730,469
 % Increase 1980-1990                           3.3%              3.1%              4.9%               9.2%            9.5%
 % Increase 1997-2002                           2.2%              3.4%              2.9%               4.1%            5.0%
---------------------------------------------------------------------------------------------------------------------------
Average Household Size
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                              2.67              2.36              2.42               2.33            2.87
   1997 Estimate                                2.75              2.34              2.39               2.38            2.90
   1990 Census                                  2.85              2.35              2.39               2.40            2.96
   1980 Census                                  2.87              2.29              2.28               2.45            2.74
---------------------------------------------------------------------------------------------------------------------------
Household Income
---------------------------------------------------------------------------------------------------------------------------
   Average                                   $70,077           $73,565           $72,540            $74,362         $69,131
   Median                                    $50,286           $49,760           $45,552            $54,459         $45,064
   Per Capital Income                        $25,761           $31,874           $30,546            $32,012         $24,172
---------------------------------------------------------------------------------------------------------------------------
Households by Income
---------------------------------------------------------------------------------------------------------------------------
1997 Estimated Population                      9,738           102,539           300,163             16,953       3,171,862
   $150,000 or more                             6.3%              7.7%              8.6%               6.8%            7.6%
   $100,000 to $149,999                        10.0%              9.9%              8.6%              10.5%            8.0%
   $ 75,000 to $ 99,999                        13.8%             11.8%             10.0%              14.6%           10.0%
   $ 50,000 to $ 74,999                        20.2%             20.5%             18.5%              22.0%           19.6%
   $ 35,000 to $ 49,999                        14.5%             15.1%             14.5%              16.4%           14.9%
   $ 25,000 to $ 34,999                        11.0%             12.1%             12.2%              10.3%           11.9%
   $ 15,000 to $ 24,999                         9.7%             10.4%             11.8%               8.6%           12.0%
   $  5,000 to $ 14,999                        10.4%              9.6%             12.0%               8.4%           12.6%
   Under $5,000                                 4.1%              3.1%              3.8%               2.3%            3.5%
---------------------------------------------------------------------------------------------------------------------------
Occupied Units                                 9,512            99,542           291,729              6,162       2,989,552
---------------------------------------------------------------------------------------------------------------------------
    Owner Occupied                             58.2%             42.8%             37.4%              55.5%           48.2%
    Renter Occupied                            41.8%             57.2%             62.6%              44.5%           51.8%
1990 Avg. Persons per HH                        2.82              2.30              2.35               2.34            2.91
---------------------------------------------------------------------------------------------------------------------------
Education
---------------------------------------------------------------------------------------------------------------------------
   Bachelor Degree Only                        17.1%             21.7%              19.2%             20.4%           14.5%
   Graduate Degree                             11.0%             14.8%              13.1%             14.7%            7.8%
===========================================================================================================================
Source:  Equifax National Decision Systems

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Residential Construction Activity - Permits Issued & Valuation
New single family, multi-family, and residential alterations & additions

===================================================================================================================================

City Name                              1990          1991          1992          1993          1994          1995          1996
-----------------------------------------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Units                                  120            62            26            39             6            40            14
   Dollar Volume ($1,000s)           63,536.4      49,963.1      32,712.9      28,622.6      15,521.5      41,262.6      30,170.7
-----------------------------------------------------------------------------------------------------------------------------------
BURBANK
   Units                                   43            28           165           174           163            26           262
   Dollar Volume ($1,000s)           24,699.4      20,386.1      31,922.1      21,951.6      30,370.2      15,449.5      22,588.7
-----------------------------------------------------------------------------------------------------------------------------------
CULVER CITY
   Units                                   48            77             6             3             1             3            51
   Dollar Volume ($1,000s)           11,178.4      17,784.8       4,242.5       4,738.8       3,382.0       2,905.3      10,976.0
-----------------------------------------------------------------------------------------------------------------------------------
GLENDALE
   Units                                  515           221            71           234           109            54            75
   Dollar Volume ($1,000s)           69,535.3      40,366.5      28,380.3      43,214.8      25,605.2      20,222.0      21,316.1
-----------------------------------------------------------------------------------------------------------------------------------
LONG BEACH
   Units                                1,269           627            93            24            82           147            77
   Dollar Volume ($1,000s)          198,662.0     122,529.8      52,394.8      37,136.9      41,563.3      49,500.1      41,028.7
-----------------------------------------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Units                               11,826         5,815         2,627         2,063         2,429         2,637         2,173
   Dollar Volume ($1,000s)        1,883,843.7   1,224,612.2     845,929.3     658,854.2     962,560.1     953,356.4     769,427.1
-----------------------------------------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                                  142            35           100            55            11            42            84
   Dollar Volume ($1,000s)           14,913.9      11,049.2      22,826.5      14,329.4       5,401.3      12,507.2       9,994.7
-----------------------------------------------------------------------------------------------------------------------------------
NORWALK
   Units                                   80           202            37             9            26            58            19
   Dollar Volume ($1,000s)           13,821.8      21,176.5       9,948.0       5,761.2       6,553.3      10,655.5       6,646.0
-----------------------------------------------------------------------------------------------------------------------------------
PASADENA
   Units                                  240           110           426            91           131           171            30
   Dollar Volume ($1,000s)           42,012.8      37,234.4      49,180.2      25,591.6      23,559.5      27,930.1      17,931.8
-----------------------------------------------------------------------------------------------------------------------------------
SANTA MONICA
   Units                                  308           339           218           122            39            66           195
   Dollar Volume ($1,000s)           60,622.3      52,659.6      36,190.6      27,305.5      23,006.2      36,143.2      36,377.4
-----------------------------------------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                                   14             2             3             1             1            34             4
   Dollar Volume ($1,000s)            6,372.2       3,038.1       2,781.3       2,436.3       1,908.7       9,940.8       2,983.6

===================================================================================================================================

TOTAL TRADE AREA
   Units                               14,605         7,518         3,772         2,815         2,998         3,278         2,984
     % of L.A. County                   58.3%         46.4%         34.0%         38.8%         39.3%         39.0%         34.7%
   Dollar Volume ($1,000s)           78,021.4      57,419.1      36,458.9      31,398.6      18,513.5      44,500.6      33,140.7
     % of L.A. County                    1.9%          1.8%          1.4%          1.6%          0.9%          2.0%          1.6%

===================================================================================================================================

LOS ANGELES COUNTY
   Units                               25,045        16,195        11,097         7,259         7,621         8,405         8,590
   Dollar Volume ($1,000s)        4,155,565.2   3,197,540.0   2,600,387.2   1,910,098.4   2,154,472.9   2,256,613.3   2,091,965.1

===================================================================================================================================

==========================================================================
                                 Apr. (4 months )   5-year        7-year
City Name                               1997       Average +     Average ^
--------------------------------------------------------------------------
BEVERLY HILLS
   Units                                     3            25            44
   Dollar Volume ($1,000s)             5,390.9      29,658.1      37,398.5
--------------------------------------------------------------------------
BURBANK
   Units                                     2           158           123
   Dollar Volume ($1,000s)             4,280.2      24,456.4      23,909.7
--------------------------------------------------------------------------
CULVER CITY
   Units                                     2            13            27
   Dollar Volume ($1,000s)               994.3       5,248.9       7,886.8
--------------------------------------------------------------------------
GLENDALE
   Units                                    14           109           183
   Dollar Volume ($1,000s)             4,473.3      27,747.7      35,520.0
--------------------------------------------------------------------------
LONG BEACH
   Units                                    18            85           331
   Dollar Volume ($1,000s)            11,570.0      44,324.8      77,545.1
--------------------------------------------------------------------------
LOS ANGELES CITY
   Units                                   733         2,386         4,224
   Dollar Volume ($1,000s)           243,914.6     838,025.4   1,042,654.7
--------------------------------------------------------------------------
MONTEREY PARK
   Units                                    10            58            67
   Dollar Volume ($1,000s)             2,531.6      13,011.8      13,003.2
--------------------------------------------------------------------------
NORWALK
   Units                                     3            30            62
   Dollar Volume ($1,000s)             1,655.3       7,912.8      10,651.8
--------------------------------------------------------------------------
PASADENA
   Units                                    87           170           171
   Dollar Volume ($1,000s)            16,357.7      28,838.6      31,920.1
--------------------------------------------------------------------------
SANTA MONICA
   Units                                    25           128           184
   Dollar Volume ($1,000s)             9,621.4      31,804.6      38,900.7
--------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                                     -             9             8
   Dollar Volume ($1,000s)               606.0       4,010.1       4,208.7

==========================================================================

TOTAL TRADE AREA
   Units                                   897         3,169         5,424
     % of L.A. County                    32.4%         36.9%         45.1%
   Dollar Volume ($1,000s)             6,284.9      32,802.5      42,779.0
     % of L.A. County                     0.9%          1.5%          1.6%

==========================================================================

LOS ANGELES COUNTY
   Units                                 2,772         8,594        12,030
   Dollar Volume ($1,000s)           725,231.6   2,202,707.4   2,623,806.0

==========================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Non-Residential Construction Activity - Permits Issued & Valuation
New commercial, industrial, other, and non-residential alterations & additions

====================================================================================================
City Name                        1990          1991          1992         1993           1994
----------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Dollar Volume ($1,000s)       30,284.7      32,673.9      71,681.4     112,129.9      55,809.7
    % Change                           --           7.9%        119.4%         56.4%        -50.2%
----------------------------------------------------------------------------------------------------
BURBANK
   Dollar Volume ($1,000s)      127,622.4      68,951.8      36,459.1     132,212.0      73,459.9
    % Change                           --         -46.0%        -47.1%        262.6%        -44.4%
----------------------------------------------------------------------------------------------------
CULVER CITY
   Dollar Volume ($1,000s)       12,736.9      30,764.7      25,824.0      16,512.9      29,418.8
    % Change                           --         141.5%        -16.1%        -36.1%          7.2%
----------------------------------------------------------------------------------------------------
GLENDALE
   Dollar Volume ($1,000s)      158,610.0      63,317.6      58,840.5      46,640.2      41,908.7
    % Change                           --         -60.l%         -7.1%        -20.7%        -10.1%
----------------------------------------------------------------------------------------------------
LONG BEACH
   Dollar Volume ($1,000s)      113,394.8      65,859.8      54,709.3      66,678.8      46,979.9
    % Change                           --         -41.9%        -16.9%         21.9%        -29.5%
----------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Dollar Volume ($1,000s)    1,580,738.8   1,241,390.3     847,187.7     900,571.6   1,210,075.6
    % Change                           --         -21.5%        -31.8%          6.3%         34.4%
----------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                         15,929.6      28,452.4      20,932.6       9,089.2       8,068.1
   Dollar Volume ($1,000s)             --          78.6%        -26.4%        -56.6%        -11.2%
----------------------------------------------------------------------------------------------------
NORWALK
   Units                         10,450.8       1,154.7       1,620.9       4,283.5       4,265.0
   Dollar Volume ($1,000s)             --         -89.0%        -40.4%        164.3%         -0.4%
----------------------------------------------------------------------------------------------------
PASADENA
   Dollar Volume ($1,000s)       57,784.2      63,283.9      37,409.5      43,560.4      37,056.7
    % Change                           --           9.5%        -40.9%         16.4%        -14.9%
----------------------------------------------------------------------------------------------------
SANTA MONICA
   Dollar Volume ($1,000s)      123,070.4      80,562.8      43,188.0      24,499.2      25,396.3
    % Change                           --         -34.5%        -46.4%        -43.3%          3.7%
----------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                          7,941.1       4,750.9       5,889.4       9,721.3       4,089.3
   Dollar Volume ($1,000s)             --         -40.2%         24.0%         65.1%        -57.9%
====================================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)    2,238,563.7   1,681,162.8   1,203,742.4   1,365,899.0   l,536,526.0
    % of L.A. County                 58.4%         61.4%         56.4%         62.8%         67.0%
    % Change                           --         -24.9%        -28.4%         13.5%         12.5%
====================================================================================================
LOS ANGELES COUNTY
   Dollar Volume ($1,000s)    3,831,079.4   2,739,595.5   2,135,069.9   2,176,509.5   2,292,921.0
     % Change                          --         -28.5%        -22.1%          1.9%          5.3%
====================================================================================================

====================================================================================================
                                                         Apr.(4 months)      5-year         7-year
City Name                        1995          1996           1997           Average+       Average^
----------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Dollar Volume ($1,000s)       43,042.1      53,540.6      24,792.5        67,241          52,994
    % Change                        -22.9%         24.4%           --            --              --
----------------------------------------------------------------------------------------------------
BURBANK
   Dollar Volume ($1,000s)      109,051.1     133,693.0      23,857.8      96,975.0        97,349.9
    % Change                         48.4%         22.6%           --            --              --
----------------------------------------------------------------------------------------------------
CULVER CITY
   Dollar Volume ($1,000s)       20,756.5      19,146.7       4,918.2        22,332          20,010
    % Change                        -29.4%         -7.8%           --            --              --
----------------------------------------------------------------------------------------------------
GLENDALE
   Dollar Volume ($1,000s)       48,571.4      65,364.0      63,150.6      52,264.6        69,035.8
    % Change                         15.9%         34.6%           --            --              --
----------------------------------------------------------------------------------------------------
LONG BEACH
   Dollar Volume ($1,000s)       50,773.0     102,203.0      14,790.9        64,269          64,424
    % Change                          8.1%        101.3%           --            --              --
----------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Dollar Volume ($1,000s)      903,610.9     791,719.8     251,424.3       930,633         965,840
    % Change                        -25.3%        -12.4%           --            --              --
----------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                          3,792.7       6,856.6       1,093.7       9,747.8        13,303.0
   Dollar Volume ($1,000s)          -53.0%         60.8%           --          (0.1)            0.0
----------------------------------------------------------------------------------------------------
NORWALK
   Units                          7,482.5       3,980.2       7,524.6       4,326.4         4,748.2
   Dollar Volume ($1,000s)           75.4%        -46.8%           --           0.5             O.2
----------------------------------------------------------------------------------------------------
PASADENA
   Dollar Volume ($1,000s)       33,838.0      32,528.0      12,749.2      36,878.5        43,637.2
    % Change                         -8.7%         -3.9%           --            --              --
----------------------------------------------------------------------------------------------------
SANTA MONICA
   Dollar Volume ($1,000s)       41,184.6      33,100.3      12,737.6        33,474          47,967
    % Change                         62.2%        -19.6%           --            --              --
----------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                          1,200.7       6,971.6         970.0       5,574.5         5,794.9
   Dollar Volume ($1,000s)          -70.6%        480.6%           --           0.9             0.7
====================================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)    1,283,303.5   1,249,103.8     418,009.4   1,323,714.9     1,505,471.6
    % of L.A. County                 63.4%         59.3%         60.5%         61.8%           61.0%
    % Change                        -17.8%         -1.1%           --            --              --
====================================================================================================
LOS ANGELES COUNTY
   Dollar Volume ($1,000s)    1,993,022.7   2,105,856.8     690,408.3   2,140,676.0     2,467,722.1
    % Change                        -13.1%          5.7%           --            --              --
====================================================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Southern California
EMPLOYMENT & UNEMPLOYMENT TRENDS

========================================================================================
Name                        1992        1993          1994        1995          1996
----------------------------------------------------------------------------------------
STATE OF CALIFORNIA
    Labor Force           15,404,255   15,359,518   15,449,963   15,427,261   15,596,139
    Employment            13,973,304   13,918,275   14,122,088   14,216,727   14,469,924
    Unemployment           1,430,951    1,441,243    1,327,875    1,210,534    1,126,215
    Unemployment Rate           9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
LOS ANGELES COUNTY
    Labor Force            4,503,804    4,404,104    4,366,207    4,359,656    4,415,428
    Employment             4,062,416    3,970,748    3,957,037    4,016,191    4,052,561
    Unemployment             441,388      433,356      409,170      343,465      362,867
    Unemployment Rate           9.8%         9.8%         9.4%         7.9%         8.2%
----------------------------------------------------------------------------------------
CULVER CITY
    Labor Force               22,499       21,996       21,978       22,085       22,224
    Employment                21,248       20,768       20,812       21,107       21,196
    Unemployment               1,251        1,228        1,166          978        1,028
    Unemployment Rate           5.6%         5.6%         5.3%         4.4%         4.6%
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
    UNEMPLOYMENT RATE           1992         1993         1994         1995         1996
----------------------------------------------------------------------------------------
    STATE OF CALIFORNIA         9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
    LOS ANGELES COUNTY          9.8%         9.8%         9.4%         7.9%         8.2%
    CULVER CITY                 5.6%         5.6%         5.3%         4.4%         4.6%

        Source: U.S. Bureau of Labor Statistics / Local Area Unemployment
----------------------------------------------------------------------------------------

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                               400 CORPORATE POINT
                         RENT ROLL - AS OF JUNE 30, 1997

------------------------------------------------------------------------------------------------
                                                    %      LEASE     LEASE          BASE RENT
Suite #   TENANT NAME                    Sq. Ft.  OCC'D  START DATE END DATE     CURR. YR. PSF.
------------------------------------------------------------------------------------------------

100     Pepperdine University            75,046   45.6%   12/17/87  12/24/02  $1,876,150  $25.00
------------------------------------------------------------------------------------------------

421R    Pepperdine University             2,941    1.8%   03/01/95  12/24/02     $30,000  $10.20
------------------------------------------------------------------------------------------------

451R    Cafe Allegro                      1,539    0.9%   08/01/94  07/31/99     $29,544  $19.20
------------------------------------------------------------------------------------------------

455     Pepperdine University             3,721    2.3%   08/01/94  12/24/02     $53,582  $14.40
------------------------------------------------------------------------------------------------

500     Pepperdine University             7,311    4.4%   08/01/96  12/24/02    $102,646  $14.04
------------------------------------------------------------------------------------------------

550     Pepperdine University               733    0.4%   02/15/96  12/24/02     $13,194  $18.00
------------------------------------------------------------------------------------------------

555     Rap Communications, Inc           3,039    1.8%   10/01/92  09/30/97     $46,619  $15.34
------------------------------------------------------------------------------------------------

560     Greenspan & Glasser               1,657    1.0%   12/01/94  11/30/97     $24,855  $15.00
------------------------------------------------------------------------------------------------

570     U.S. Army Corps of Engineers      1,907    1.2%   10/01/96  09/30/99     $37,759  $19.80
------------------------------------------------------------------------------------------------

590     G.E. Capital                      4,160    2.5%   12/01/94  11/30/97     $59,904  $14.40
------------------------------------------------------------------------------------------------

600     Crawford & Company               20,347   12.4%   03/01/88  02/28/98    $622,618  $30.60
------------------------------------------------------------------------------------------------

700     Desmond, Marcello & Amser         7,601    4.6%   06/01/95  05/31/00    $114,012  $15.00
------------------------------------------------------------------------------------------------

725     Investment Technology Group       1,261    0.8%   08/01/97  12/31/05     $18,642  $14.78
------------------------------------------------------------------------------------------------

750     Investment Technology Group       6,345    3.9%   03/01/97  12/31/05     $78,154  $12.32
------------------------------------------------------------------------------------------------

755     Special Counsel                   2,789    1.7%   03/15/96  03/31/99     $48,529  $17.40
------------------------------------------------------------------------------------------------

780     All-Com Media corporation         2,147    1.3%   05/15/95  05/31/98     $34,781  $16.20
------------------------------------------------------------------------------------------------

800     Sacks, Rivera & Solomon           6,652    4.0%   06/01/95  05/31/00    $103,771  $15.60
------------------------------------------------------------------------------------------------

855     Investment Technology Group      13,696    8.3%   01/01/96  12/31/05    $213,658  $15.60
------------------------------------------------------------------------------------------------

P2      Pepperdine University                 0    0.0%   04/30/95  04/30/97          $0
------------------------------------------------------------------------------------------------

Roof    Advanced Nationwide Messaging         0    0.0%   10/01/96  09/30/01          $0
------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------

        Vacant Sq Ft                      1,706    1.0%                          $32,414  $19.00
------------------------------------------------------------------------------------------------

        Total NRA                       164,598  100.0%                       $3,540,833  $21.51
------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
                                           Mark to Market       RENT STEPS & OPTIONS
Suite #   TENANT NAME                      CURR. YR.    PSF. (INCLUDING ESCALATION SCHEDULE)
-----------------------------------------------------------------------------------------------
                                                             Cost Recovery Esc. - $571,776/yr
100     Pepperdine University            $1,876,150  $25.00  Tenant Parking - $98,880/yr
-----------------------------------------------------------------------------------------------

421R    Pepperdine University               $30,000  $10.20  Cost Recovery Esc. - $10,068/yr
-----------------------------------------------------------------------------------------------

451R    Cafe Allegro                        $29,544  $19.20  Cost Recovery Esc. - $6,648/yr
-----------------------------------------------------------------------------------------------

455     Pepperdine University               $53,582  $14.40
-----------------------------------------------------------------------------------------------

500     Pepperdine University              $102,646  $14.04
-----------------------------------------------------------------------------------------------

550     Pepperdine University               $13,194  $18.00
-----------------------------------------------------------------------------------------------

555     Rap Communications, Inc.            $46,619  $15.34  Cost Recovery Esc. - $3,420/yr
-----------------------------------------------------------------------------------------------

560     Greenspan & Glasser                 $24,855  $15.00
-----------------------------------------------------------------------------------------------

570     U.S. Army Corps of Engineers        $36,233  $19.00
-----------------------------------------------------------------------------------------------

590     G.E. Capital                        $59,904  $14.40  Cost Recovery Esc. - $2,712/yr
-----------------------------------------------------------------------------------------------

600     Crawford & Company                 $388,593  $19.00  Cost Recovery Esc. - $45,684/yr
-----------------------------------------------------------------------------------------------

700     Desmond, Marcello & Amser          $114,012  $15.00
-----------------------------------------------------------------------------------------------

725     Investment Technology Group         $18,642  $14.78
-----------------------------------------------------------------------------------------------

750     Investment Technology Group         $78,154  $12.32  Rent Increase 1/1/2001 - $15.02/sf
-----------------------------------------------------------------------------------------------

755     Special Counsel                     $48,529  $17.40
-----------------------------------------------------------------------------------------------

780     All-Com Media corporation           $34,781  $16.20
-----------------------------------------------------------------------------------------------

800     Sacks, Rivera & Solomon            $103,771  $15.60
-----------------------------------------------------------------------------------------------

855     Investment Technology Group        $213,658  $15.60  Rent Increase 1/1/2001 - $18.00/sf
-----------------------------------------------------------------------------------------------

P2      Pepperdine University                                Storage $6,000/yr
-----------------------------------------------------------------------------------------------

Roof    Advanced Nationwide Messaging
-----------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------

        Vacant Sq Ft                        $32,414  $19.00  (1)
-----------------------------------------------------------------------------------------------

        Total NRA                        $3,303,282  $20.07
-----------------------------------------------------------------------------------------------

Notes:
Retail tenants indicated in italics.
Shaded cells indicate rents marked to market.
(1) Market rent estimate supported by Cushman & Wakefield market study and recent leasing activity.

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                [GRAPHIC OMITTED]

                                  [STREET MAP]

400 CORPORATE POINTE: 400 Corporate Pointe, Culver City, 90230,
Page & Grid 672 H6

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

PEER BUILDING ANALYSIS
400 Corporate Pointe - Culver City                           Second Quarter 1997

========================================================================================================
                                         Building Information
Item  Building Name /              No. of    Area    Avg. Flr.  Year           Available Space (SF)
No.   Location                     Stories   (SF)    Area (SF)  Built      Floor(s)    Direct   Sublease
--------------------------------------------------------------------------------------------------------
C-1   Howard Hughes Center Phase I   18     313,447   19,590     1986         Ground        0       0
      6701 Center Drive West                                                  5 - 14   51,229       0
                                                                              ------   ------       -
                                                                                       51,229       0
--------------------------------------------------------------------------------------------------------
C-2   Northpoint                      9     100,000   11,111     1991          Lobby    1,091       0
      6601 Center Drive West                                                       3    7,360       0
                                                                                   -    -----       -
                                                                                        8,451       0
--------------------------------------------------------------------------------------------------------
C-3   6133 Bristol Parkway Building   3      52,500   17,500     1979         Ground        0       0
      6133 Bristol Parkway                                                         3    1,068       0
                                                                                   -    -----       -
                                                                                        1,068       0
--------------------------------------------------------------------------------------------------------
C-4   Pacifica Plaza                  3     105,000   35,000     1981              2        0    35,975
      6101 West Centinela Avenue                                                   3   10,416       0
                                                                                   -   ------       -
                                                                                       10,416    35,975
--------------------------------------------------------------------------------------------------------
C-5   Corporate Plaza                 3     109,600   36,533     1984              3        0    11,000
      100 Corporate Pointe                                                       1-3   40,124       0
                                                                                 ---   ------       -
                                                                                       40,124    11,000
--------------------------------------------------------------------------------------------------------
C-6   The Glen - South Structure      5      90,200   18,040     1985         Ground    4,527       0
      200 Corporate Pointe                                                         4    3,793       0
                                                                                   -    -----       -
                                                                                        8,320       0
--------------------------------------------------------------------------------------------------------
C-7   The Glen - North Structure      5     110,000   22,000     1985         Ground        0       0
      300 Corporate Pointe                                                         3    1,650       0
                                                                                   -    -----       -
                                                                                        1,650       0
--------------------------------------------------------------------------------------------------------
C-8   600 Corporate Pointe           12     265,905   22,159     1989         Ground        0       0
      600 Corporate Pointe                                                2, 10 & 12   29,977       0
                                                                          ----------   ------       -
                                                                                       29,977       0
--------------------------------------------------------------------------------------------------------
C-9   The Promontory Building         4     112,000   28,000     1980         Ground    2,111       0
      5901 Green Valley Circle                                                     4   22,375       0
                                                                                   -   ------       -
                                                                                       24,486       0
--------------------------------------------------------------------------------------------------------
C-10  Water Ridge I                   3     182,566   60,855     1988         Ground   30,064       0
      5100-10 Gold Leaf Circle                                                 1 & 2   44,930       0
                                                                               -----   ------       -
                                                                                       74,994       0
--------------------------------------------------------------------------------------------------------
C-11  Water Ridge II                  4     103,600   25,900     1990         Ground   13,850       0
      5120 Gold Leaf Circle                                                    1 - 4   39,075       0
                                                                               -----   ------       -
                                                                                       52,925       0
--------------------------------------------------------------------------------------------------------
C-12  Buckingham Heights - East       2      80,000   40,000     1980         Ground   12,671       0
      5601 Slauson Avenue                                                          2   11,579       0
                                                                                   -   ------       -
                                                                                       24,250       0
--------------------------------------------------------------------------------------------------------
C-13  Buckingham Heights - West       2      64,000   32,000     1980         Ground    3,226       0
      5701-31 Slauson Avenue                                                       2    2,660       0
                                                                                   -    -----       -
                                                                                        5,886       0
--------------------------------------------------------------------------------------------------------
C-14  Bristol Plaza                   4      82,600   21,004     1982         Ground    8,950       0
      6167 Bristol Parkway                                                         3    8,836       0
                                                                                   -    -----       -
                                                                                       17,786       0
--------------------------------------------------------------------------------------------------------
      MARKET TOTALS                  75   1,771,418   23,619                          351,562    46,975
========================================================================================================

=========================================================================================
                                      Overall         Quoted
Item  Building Name /              Availability     Annual Rent   Lease  Occupancy Ratio
No.   Location                         (SF)         PSF     PSF    Type   Direct  Overall
-----------------------------------------------------------------------------------------
C-1   Howard Hughes Center Phase I                $0.00  -  $0.00    -     83.7%   83.7%
      6701 Center Drive West           Total     $19.20  - $19.20  FSG

                                      51,229
-----------------------------------------------------------------------------------------
C-2   Northpoint                                 $19.20  - $19.20  FSG     91.5%   91.5%
      6601 Center Drive West           Total     $19.20  - $19.20  FSG

                                       8,451
-----------------------------------------------------------------------------------------
C-3   6133 Bristol Parkway Building               $0.00  -  $0.00   --     98.0%   98.0%
      6133 Bristol Parkway             Total     $16.80  - $17.40  FSG

                                       1,068
-----------------------------------------------------------------------------------------
C-4   Pacifica Plaza                             $16.80  - $16.80  FSG     90.1%   55.8%
      6101 West Centinela Avenue       Total     $19.80  - $19.80  FSG

                                      46,391
-----------------------------------------------------------------------------------------
C-5   Corporate Plaza                            $11.76  - $11.76  FSG     63.4%   53.4%
      100 Corporate Pointe             Total     $18.60  - $18.60  FSG

                                      51,124
-----------------------------------------------------------------------------------------
C-6   The Glen - South Structure                 $16.60  - $19.20  FSG     90.8%   90.8%
      200 Corporate Pointe             Total     $18.60  - $19.20  FSG

                                       8,320
-----------------------------------------------------------------------------------------
C-7   The Glen - North Structure                  $0.00  -  $0.00   --     98.5%   98.5%
      300 Corporate Pointe             Total    $18.60   - $19.20  FSG

                                       1,650
-----------------------------------------------------------------------------------------
C-8   600 Corporate Pointe                       $0.00   -  $0.00   --     88.7%   88.7%
      600 Corporate Pointe             Total    $19.80   - $21.00  FSG

                                      29,977
-----------------------------------------------------------------------------------------
C-9   The Promontory Building                   $18.00   - $18.00  FSG     78.1%   78.1%
      5901 Green Valley Circle         Total    $18.00   - $18.00  FSG

                                      24,486
-----------------------------------------------------------------------------------------
C-10  Water Ridge I                              $15.60  - $16.80  FSG     58.9%   58.9%
      5100-10 Gold Leaf Circle         Total     $15.60  - $16.80  FSG

                                      74,994
-----------------------------------------------------------------------------------------
C-11  Water Ridge II                             $16.80  - $17.40  FSG     48.9%   48.9%
      5120 Gold Leaf Circle            Total     $16.80  - $17.40  FSG

                                      52,925
-----------------------------------------------------------------------------------------
C-12  Buckingham Heights - East                  $17.40  - $17.40  FSG     69.7%   69.7%
      5601 Slauson Avenue              Total     $17.40  - $17.40  FSG

                                      24,250
-----------------------------------------------------------------------------------------
C-13  Buckingham Heights - West                  $17.40  - $17.40  FSG     90.8%   90.8%
      5701-31 Slauson Avenue           Total     $17.40  - $17.40  FSG

                                       5,886
-----------------------------------------------------------------------------------------
C-14  Bristol Plaza                              $18.60  - $18.60  FSG     78.5%   78.5%
      6167 Bristol Parkway             Total     $18.60  - $18.60  FSG

                                      17,786
-----------------------------------------------------------------------------------------
      MARKET TOTALS                  398,537                               80.2%   77.5%
=========================================================================================

                             ---------------------------------------------------
                             $17.78 - $18.25 Direct Weighted Average Rental Rate
                             ---------------------------------------------------

                               [GRAPHIC OMITTED]

[Bar graph: Office Building Activity Chart, Culver City Area, comparing Occupancy ratio to No. of Stories]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

RECENT LEASES
400 Corporate Pointe o Culver City
                                                             Second Quarter 1997

===================================================================================================================================
Item      Tenant's Name /         Area (SF)   Lease  Lse Trm    Annual PSF Rent       Expense    Rental Concessions    Effective FSG
                                                             -----------------------           -----------------------
No.       Suite                     Floor     Date    (mos)  Initial     Adjustments   Basis  Free Rent  TI Allowance  Rent ($/PSF)
-----------------------------------------------------------------------------------------------------------------------------------
L-1  Investment Tech.               1,261     8/1/97  101    $14.78         Flat        FSG     None        None        $14.78
     Suite 725
------------------------------------------------------------------------------------------------------------------------------------
L-2  Investment Tech.               6,345     3/1/97  106    $12.32    1/2001: $15.02   FSG     None        None        $13.85
     Suite 750
------------------------------------------------------------------------------------------------------------------------------------
L-3  US Army Corp. Eng.             1,907    10/1/96   36    $19.80         Flat        FSG      N/A         N/A        $19.80
     Suite 570
====================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE LEASES
400 Corporate Pointe o Culver City                           Second Quarter 1997

===================================================================================================================================
Item                           Area(SF)  Lease   Lse Trm        Annual PSF Rent      Expense    Rental Concessions    Effective FSG
                                                             ----------------------           -----------------------
 No.   Building/Location        Foor      Date     (mos)     Initial    Adjustments    Basis  Free Rent  TI Allowance  Rent ($/PSF)
-----------------------------------------------------------------------------------------------------------------------------------
L-1   Marina Towers             2,497     1st Qtr   48       $22.68        Flat         FSG     None       $5/PSF        $22.68
      4676 Admiralty Way      5th Floor    1997
      Marina Del Ray

-----------------------------------------------------------------------------------------------------------------------------------
L-2   Slauson - La Cienega      3,135     1st Qtr   36       $15.60        Flat         FSG     None         MTS         $15.60
      5120 W. Goldleaf Circle 3rd Floor    1997
      L. A. County

-----------------------------------------------------------------------------------------------------------------------------------
L-3   100 Corporate Polnte      3,219     1st Qtr   38       $17.40        CPI          FSG     None       $15/USF       $17.40
      Culver City             3rd Floor    1997                           Min.3%
                                                                          Max.8%

-----------------------------------------------------------------------------------------------------------------------------------
L-4   6701 Center Drive West    2,400     1st Qtr   69       $20.52        Flat         FSG     None    Paint & Carpet   $20.52
      Westchester             7th Floor    1997

-----------------------------------------------------------------------------------------------------------------------------------
L-5   Olympic Center            7,500     2nd Qtr   84       $22.20  Mos.43-84: $25.20  FSG   5 months     $21/USF       $22.38
      11150 W. Olympic Blvd.  9th Floor    1997
      Wes Los Angeles

-----------------------------------------------------------------------------------------------------------------------------------
L-6   600 Corporate Pointe      6,870     4th Qtr   60       $18.60        Flat         FSG   1 month        BTS         $18.29
      Culver City             1st Floor    1996

-----------------------------------------------------------------------------------------------------------------------------------
L-7  600 Corporate Pointe        6,670    4th Qtr   60       $14.28     10/97: $17.40   FSG     None        $15/USF      $17.83
     Culver City              llth Floor   1996                         7/99: $19.20

===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE SALES
400 Corporate Pointe o Culver City                           Second Quarter 1997

===================================================================================================================================
Item       Property Name          Date of    Year        No. of        Total       Occ. @           Sales Price        Overall Cap.
                                                                                              ---------------------
No.        & Location               Sale     Built       Stories       NRSF        Sale          Total        PSF       Rate (OAR)
-----------------------------------------------------------------------------------------------------------------------------------
I-1  Sepulveda Center              Aug-97    1982          12         170,134       86.0%       $25,200,000  $148.12       8.0%
     3415 S. Sepulveda Blvd.
     West Los Angeles

-----------------------------------------------------------------------------------------------------------------------------------
I-2  Park Place                    Jan-97    1980           2         150,000       90.0%       $12,500,000   $83.33        N/A
     6001-6095 Bristol Prkwy                           (16 bldgs)
     Culver City

-----------------------------------------------------------------------------------------------------------------------------------
I-3  Wateridge                     May-96    1988          1-5        328,206       61.0%       $18,000,000   $54.84       14.0%
     5035-5120 Goldleaf Circle               1990       (5 bldgs)                                                        @ 61% occ.
     Ladera Heights (L.A. County)

-----------------------------------------------------------------------------------------------------------------------------------
I-5  600 Corporate Pointe          Jan-96    1989          12         274,987       85.0%       $23,350,000   $84.91       -----
     Culver City                                                                                (@ 62% occ.)

===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

400 Corporate Pointe  o  Culver City
CONCLUSIONS
Market Rent  o  Expense  o  Tenant Improvements & Leasing Commissions

================================================================================
                                                     Annual PSF
                                                 Low          High
--------------------------------------------------------------------------------
Market Rent (Full Service Gross)                $19.80       $21.00

Expenses
  Utilities                                     $2.75        $2.75
  Cleaning                                      $0.80        $0.80
  Repairs & Maintenance                         $1.00        $1.00
  Administration                                $0.50        $0.50
  General Building                              $1.00        $1.00
  Insurance                                     $0.50        $0.50
  Other / Ground Rent                              --           --
  Management Fee                                $0.50        $0.50
--------------------------------------------------------------------------------
Sub-Total Expenses                              $7.05        $7.05
--------------------------------------------------------------------------------

  Property Taxes                                $1.35        $1.35

--------------------------------------------------------------------------------
Total Operating Expenses                        $8.40        $8.40
--------------------------------------------------------------------------------

Typical Lease Term:       5 years
--------------------------------------------------------------------------------

      Tenant Improvements
        Shell                       $25.00       $30.00
        New                         $10.00       $15.00
        Renew                        $5.00        $5.00

      Leasing Commissions
        New                           6.0%         6.0%
        Renew                         3.0%         3.0%

      Estimated Absorption of Vacancy          2 Months

--------------------------------------------------------------------------------

              Weighted Avg Contract Rent:       $21.54 Annual PSF *

                  Market Rent is generally below contract rent

================================================================================

                                              * - Per the Rent Roll dated Jun-97

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                The New Wilshire
                          LA (Miracle Mile), California
                          202,704 Rentable Square Feet
                                Los Angeles West
                                  Miracle Mile

Exhibits

      1)          Demographic Profile

      2)          Building Permit Activity - Residential and Non-Residential

      3)          Historical Employment and Unemployment Trends

      4)          June, 1997 Rent Roll

      5)          Summary of Recent Leases in Property

      6)          Summary of Comparable Leases in Market

      7)          Summary of Comparable Office Building Market Activity/Sales

      8)          Summary of Property-Specific Conclusions

            a)    Market Rents and Tenant Improvements (Range)

            b)    Market Rent Versus Current Contract Rents

            c)    Estimated Expense Conclusions

            d)    Leasing Commission Expense

================================================================================


                                       71
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------


                                                                                                           The New Wilshire
                                                                                                        DEMOGRAPHIC PROFILE
As of August, 1997                                                                                 Miracle Mile, California
===========================================================================================================================
                                              1-mile          3-mile           5-mile         City of      County of
Characteristic                            Trade Area      Trade Area       Trade Area    Miracle Mile    Los Angeles
===========================================================================================================================
---------------------------------------------------------------------------------------------------------------------------
Population
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                            41.061         378,270        1,045,581       3,712,674      9,555,105
   1997 Estimate                              40,575         368,401        1.007,704       3,578,322      9,210,790
   1990 Census                                40,127         358,001          984,246       3,485,398      8,863,164
   1980 Census                                39,348         324,954          852,427       2,968,959      7,477,507
 % Increase 1980-1990                           2.0%           10.2%            15.5%           17.4%          18.5%
 % Increase 1997-2002                           1.2%            2.7%             3.8%            3.8%           3.7%
---------------------------------------------------------------------------------------------------------------------------
Households
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                            21,198         167,930          413,629       1,325,438      3,331,065
   1997 Estimate                              21,064         164,605          404,596       1,274,236      3,171,862
   1990 Census                                20,998         161,104          395,377       1,217,507      2,989,552
   1980 Census                                20,987         156,701          384,431       1,138,107      2,730,469
 % Increase 1980-1990                           0.1%            2.8%             2.8%            7.0%           9.5%
 % Increase 1997-2002                           0.6%            2.0%             2.2%            4.0%           5.0%
---------------------------------------------------------------------------------------------------------------------------
Average Household Size
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                              1.94            2.25             2.53            2.80           2.87
   1997 Estimate                                1.93            2.24             2.49            2.81           2.90
   1990 Census                                  1.91            2.22             2.49            2.86           2.96
   1980 Census                                  1.87            2.07             2.22            2.61           2.74
---------------------------------------------------------------------------------------------------------------------------
Household Income
---------------------------------------------------------------------------------------------------------------------------
   Average                                   $74,081         $74,152          $68,809         $68,265        $69,131
   Median                                    $44,997         $41,282          $36,384         $40,940        $45,064
   Per Capital Income                        $38,747         $33,274          $27,871         $24,652        $24,172
---------------------------------------------------------------------------------------------------------------------------
Households by Income
---------------------------------------------------------------------------------------------------------------------------
1997 Estimated Population                     21,064         164,605          404,596       1,274,236      3,171,862
   $150,000 or more                             9.3%           10.5%             9.5%            8.3%           7.6%
   $100,000 to $149,999                         8.5%            7.2%             6.5%            7.4%           8.0%
   $ 75,000 to $ 99,999                         9.6%            8.2%             7.4%            8.8%          10.0%
   $ 50,000 to $ 74,999                        17.8%           16.2%            14.8%           17.2%          19.6%
   $ 35,000 to $ 49,999                        14.1%           13.7%            12.9%           13.9%          14.9%
   $ 25,000 to $ 34,999                        13.2%           12.4%            12.3%           12.1%          11.9%
   $ 15,000 to $ 24,999                        12.4%           13.6%            14.9%           13.4%          12.0%
   $  5,000 to $ 14,999                        11.4%           13.9%            16.4%           14.7%          12.6%
   Under $5,000                                 3.5%            4.4%             5.3%            4.3%           3.5%
---------------------------------------------------------------------------------------------------------------------------
Occupied Units                                20,998         161,104          395,377       1,217,507      2,989,552
---------------------------------------------------------------------------------------------------------------------------
    Owner Occupied                             22.0%           28.4%            26.3%           39.4%          48.2%
    Renter Occupied                            78.0%           71.6%            73.7%           60.6%          51.8%
1990 Avg. Persons per HH                        1.88            2.19             2.45            2.80           2.91
---------------------------------------------------------------------------------------------------------------------------
Education
---------------------------------------------------------------------------------------------------------------------------
   Bachelor Degree Only                        23.3%           19.3%           16.9%            14.6%          14.5%
   Graduate Degree                             17.4%           12.2%           10.6%             8.3%           7.8%
===========================================================================================================================
Source:  Equifax National Decision Systems

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Residential Construction Activity - Permits Issued & Valuation
New single family, multi-family, and residential alterations & additions

===================================================================================================================================

City Name                              1990          1991          1992          1993          1994          1995          1996
-----------------------------------------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Units                                  120            62            26            39             6            40            14
   Dollar Volume ($1,000s)           63,536.4      49,963.1      32,712.9      28,622.6      15,521.5      41,262.6      30,170.7
-----------------------------------------------------------------------------------------------------------------------------------
BURBANK
   Units                                   43            28           165           174           163            26           262
   Dollar Volume ($1,000s)           24,699.4      20,386.1      31,922.1      21,951.6      30,370.2      15,449.5      22,588.7
-----------------------------------------------------------------------------------------------------------------------------------
CULVER CITY
   Units                                   48            77             6             3             1             3            51
   Dollar Volume ($1,000s)           11,178.4      17,784.8       4,242.5       4,738.8       3,382.0       2,905.3      10,976.0
-----------------------------------------------------------------------------------------------------------------------------------
GLENDALE
   Units                                  515           221            71           234           109            54            75
   Dollar Volume ($1,000s)           69,535.3      40,366.5      28,380.3      43,214.8      25,605.2      20,222.0      21,316.1
-----------------------------------------------------------------------------------------------------------------------------------
LONG BEACH
   Units                                1,269           627            93            24            82           147            77
   Dollar Volume ($1,000s)          198,662.0     122,529.8      52,394.8      37,136.9      41,563.3      49,500.1      41,028.7
-----------------------------------------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Units                               11,826         5,815         2,627         2,063         2,429         2,637         2,173
   Dollar Volume ($1,000s)        1,883,843.7   1,224,612.2     845,929.3     658,854.2     962,560.1     953,356.4     769,427.1
-----------------------------------------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                                  142            35           100            55            11            42            84
   Dollar Volume ($1,000s)           14,913.9      11,049.2      22,826.5      14,329.4       5,401.3      12,507.2       9,994.7
-----------------------------------------------------------------------------------------------------------------------------------
NORWALK
   Units                                   80           202            37             9            26            58            19
   Dollar Volume ($1,000s)           13,821.8      21,176.5       9,948.0       5,761.2       6,553.3      10,655.5       6,646.0
-----------------------------------------------------------------------------------------------------------------------------------
PASADENA
   Units                                  240           110           426            91           131           171            30
   Dollar Volume ($1,000s)           42,012.8      37,234.4      49,180.2      25,591.6      23,559.5      27,930.1      17,931.8
-----------------------------------------------------------------------------------------------------------------------------------
SANTA MONICA
   Units                                  308           339           218           122            39            66           195
   Dollar Volume ($1,000s)           60,622.3      52,659.6      36,190.6      27,305.5      23,006.2      36,143.2      36,377.4
-----------------------------------------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                                   14             2             3             1             1            34             4
   Dollar Volume ($1,000s)            6,372.2       3,038.1       2,781.3       2,436.3       1,908.7       9,940.8       2,983.6

===================================================================================================================================

TOTAL TRADE AREA
   Units                               14,605         7,518         3,772         2,815         2,998         3,278         2,984
     % of L.A. County                   58.3%         46.4%         34.0%         38.8%         39.3%         39.0%         34.7%
   Dollar Volume ($1,000s)           78,021.4      57,419.1      36,458.9      31,398.6      18,513.5      44,500.6      33,140.7
     % of L.A. County                    1.9%          1.8%          1.4%          1.6%          0.9%          2.0%          1.6%

===================================================================================================================================

LOS ANGELES COUNTY
   Units                               25,045        16,195        11,097         7,259         7,621         8,405         8,590
   Dollar Volume ($1,000s)        4,155,565.2   3,197,540.0   2,600,387.2   1,910,098.4   2,154,472.9   2,256,613.3   2,091,965.1

===================================================================================================================================

==========================================================================
                                 Apr. (4 months )   5-year        7-year
City Name                               1997       Average +     Average ^
--------------------------------------------------------------------------
BEVERLY HILLS
   Units                                     3            25            44
   Dollar Volume ($1,000s)             5,390.9      29,658.1      37,398.5
--------------------------------------------------------------------------
BURBANK
   Units                                     2           158           123
   Dollar Volume ($1,000s)             4,280.2      24,456.4      23,909.7
--------------------------------------------------------------------------
CULVER CITY
   Units                                     2            13            27
   Dollar Volume ($1,000s)               994.3       5,248.9       7,886.8
--------------------------------------------------------------------------
GLENDALE
   Units                                    14           109           183
   Dollar Volume ($1,000s)             4,473.3      27,747.7      35,520.0
--------------------------------------------------------------------------
LONG BEACH
   Units                                    18            85           331
   Dollar Volume ($1,000s)            11,570.0      44,324.8      77,545.1
--------------------------------------------------------------------------
LOS ANGELES CITY
   Units                                   733         2,386         4,224
   Dollar Volume ($1,000s)           243,914.6     838,025.4   1,042,654.7
--------------------------------------------------------------------------
MONTEREY PARK
   Units                                    10            58            67
   Dollar Volume ($1,000s)             2,531.6      13,011.8      13,003.2
--------------------------------------------------------------------------
NORWALK
   Units                                     3            30            62
   Dollar Volume ($1,000s)             1,655.3       7,912.8      10,651.8
--------------------------------------------------------------------------
PASADENA
   Units                                    87           170           171
   Dollar Volume ($1,000s)            16,357.7      28,838.6      31,920.1
--------------------------------------------------------------------------
SANTA MONICA
   Units                                    25           128           184
   Dollar Volume ($1,000s)             9,621.4      31,804.6      38,900.7
--------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                                     -             9             8
   Dollar Volume ($1,000s)               606.0       4,010.1       4,208.7

==========================================================================

TOTAL TRADE AREA
   Units                                   897         3,169         5,424
     % of L.A. County                    32.4%         36.9%         45.1%
   Dollar Volume ($1,000s)             6,284.9      32,802.5      42,779.0
     % of L.A. County                     0.9%          1.5%          1.6%

==========================================================================

LOS ANGELES COUNTY
   Units                                 2,772         8,594        12,030
   Dollar Volume ($1,000s)           725,231.6   2,202,707.4   2,623,806.0

==========================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Non-Residential Construction Activity - Permits Issued & Valuation
New commercial, industrial, other, and non-residential alterations & additions

====================================================================================================
City Name                        1990          1991          1992         1993           1994
----------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Dollar Volume ($1,000s)       30,284.7      32,673.9      71,681.4     112,129.9      55,809.7
    % Change                           --           7.9%        119.4%         56.4%        -50.2%
----------------------------------------------------------------------------------------------------
BURBANK
   Dollar Volume ($1,000s)      127,622.4      68,951.8      36,459.1     132,212.0      73,459.9
    % Change                           --         -46.0%        -47.1%        262.6%        -44.4%
----------------------------------------------------------------------------------------------------
CULVER CITY
   Dollar Volume ($1,000s)       12,736.9      30,764.7      25,824.0      16,512.9      29,418.8
    % Change                           --         141.5%        -16.1%        -36.1%          7.2%
----------------------------------------------------------------------------------------------------
GLENDALE
   Dollar Volume ($1,000s)      158,610.0      63,317.6      58,840.5      46,640.2      41,908.7
    % Change                           --         -60.l%         -7.1%        -20.7%        -10.1%
----------------------------------------------------------------------------------------------------
LONG BEACH
   Dollar Volume ($1,000s)      113,394.8      65,859.8      54,709.3      66,678.8      46,979.9
    % Change                           --         -41.9%        -16.9%         21.9%        -29.5%
----------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Dollar Volume ($1,000s)    1,580,738.8   1,241,390.3     847,187.7     900,571.6   1,210,075.6
    % Change                           --         -21.5%        -31.8%          6.3%         34.4%
----------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                         15,929.6      28,452.4      20,932.6       9,089.2       8,068.1
   Dollar Volume ($1,000s)             --          78.6%        -26.4%        -56.6%        -11.2%
----------------------------------------------------------------------------------------------------
NORWALK
   Units                         10,450.8       1,154.7       1,620.9       4,283.5       4,265.0
   Dollar Volume ($1,000s)             --         -89.0%        -40.4%        164.3%         -0.4%
----------------------------------------------------------------------------------------------------
PASADENA
   Dollar Volume ($1,000s)       57,784.2      63,283.9      37,409.5      43,560.4      37,056.7
    % Change                           --           9.5%        -40.9%         16.4%        -14.9%
----------------------------------------------------------------------------------------------------
SANTA MONICA
   Dollar Volume ($1,000s)      123,070.4      80,562.8      43,188.0      24,499.2      25,396.3
    % Change                           --         -34.5%        -46.4%        -43.3%          3.7%
----------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                          7,941.1       4,750.9       5,889.4       9,721.3       4,089.3
   Dollar Volume ($1,000s)             --         -40.2%         24.0%         65.1%        -57.9%
====================================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)    2,238,563.7   1,681,162.8   1,203,742.4   1,365,899.0   l,536,526.0
    % of L.A. County                 58.4%         61.4%         56.4%         62.8%         67.0%
    % Change                           --         -24.9%        -28.4%         13.5%         12.5%
====================================================================================================
LOS ANGELES COUNTY
   Dollar Volume ($1,000s)    3,831,079.4   2,739,595.5   2,135,069.9   2,176,509.5   2,292,921.0
     % Change                          --         -28.5%        -22.1%          1.9%          5.3%
====================================================================================================

====================================================================================================
                                                         Apr.(4 months)      5-year         7-year
City Name                        1995          1996           1997           Average+       Average^
----------------------------------------------------------------------------------------------------
BEVERLY HILLS
   Dollar Volume ($1,000s)       43,042.1      53,540.6      24,792.5        67,241          52,994
    % Change                        -22.9%         24.4%           --            --              --
----------------------------------------------------------------------------------------------------
BURBANK
   Dollar Volume ($1,000s)      109,051.1     133,693.0      23,857.8      96,975.0        97,349.9
    % Change                         48.4%         22.6%           --            --              --
----------------------------------------------------------------------------------------------------
CULVER CITY
   Dollar Volume ($1,000s)       20,756.5      19,146.7       4,918.2        22,332          20,010
    % Change                        -29.4%         -7.8%           --            --              --
----------------------------------------------------------------------------------------------------
GLENDALE
   Dollar Volume ($1,000s)       48,571.4      65,364.0      63,150.6      52,264.6        69,035.8
    % Change                         15.9%         34.6%           --            --              --
----------------------------------------------------------------------------------------------------
LONG BEACH
   Dollar Volume ($1,000s)       50,773.0     102,203.0      14,790.9        64,269          64,424
    % Change                          8.1%        101.3%           --            --              --
----------------------------------------------------------------------------------------------------
LOS ANGELES CITY
   Dollar Volume ($1,000s)      903,610.9     791,719.8     251,424.3       930,633         965,840
    % Change                        -25.3%        -12.4%           --            --              --
----------------------------------------------------------------------------------------------------
MONTEREY PARK
   Units                          3,792.7       6,856.6       1,093.7       9,747.8        13,303.0
   Dollar Volume ($1,000s)          -53.0%         60.8%           --          (0.1)            0.0
----------------------------------------------------------------------------------------------------
NORWALK
   Units                          7,482.5       3,980.2       7,524.6       4,326.4         4,748.2
   Dollar Volume ($1,000s)           75.4%        -46.8%           --           0.5             O.2
----------------------------------------------------------------------------------------------------
PASADENA
   Dollar Volume ($1,000s)       33,838.0      32,528.0      12,749.2      36,878.5        43,637.2
    % Change                         -8.7%         -3.9%           --            --              --
----------------------------------------------------------------------------------------------------
SANTA MONICA
   Dollar Volume ($1,000s)       41,184.6      33,100.3      12,737.6        33,474          47,967
    % Change                         62.2%        -19.6%           --            --              --
----------------------------------------------------------------------------------------------------
WESTLAKE VILLAGE
   Units                          1,200.7       6,971.6         970.0       5,574.5         5,794.9
   Dollar Volume ($1,000s)          -70.6%        480.6%           --           0.9             0.7
====================================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)    1,283,303.5   1,249,103.8     418,009.4   1,323,714.9     1,505,471.6
    % of L.A. County                 63.4%         59.3%         60.5%         61.8%           61.0%
    % Change                        -17.8%         -1.1%           --            --              --
====================================================================================================
LOS ANGELES COUNTY
   Dollar Volume ($1,000s)    1,993,022.7   2,105,856.8     690,408.3   2,140,676.0     2,467,722.1
    % Change                        -13.1%          5.7%           --            --              --
====================================================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Southern California
EMPLOYMENT & UNEMPLOYMENT TRENDS

========================================================================================
Name                        1992        1993          1994        1995          1996
----------------------------------------------------------------------------------------
STATE OF CALIFORNIA
    Labor Force           15,404,255   15,359,518   15,449,963   15,427,261   15,596,139
    Employment            13,973,304   13,918,275   14,122,088   14,216,727   14,469,924
    Unemployment           1,430,951    1,441,243    1,327,875    1,210,534    1,126,215
    Unemployment Rate           9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
LOS ANGELES COUNTY
    Labor Force            4,503,804    4,404,104    4,366,207    4,359,656    4,415,428
    Employment             4,062,416    3,970,748    3,957,037    4,016,191    4,052,561
    Unemployment             441,388      433,356      409,170      343,465      362,867
    Unemployment Rate           9.8%         9.8%         9.4%         7.9%         8.2%
----------------------------------------------------------------------------------------
LOS ANGELES CITY
    Labor Force            1,815,313    1,775,228    1,768,612    1,760,755    1,775,638
    Employment             1,614,309    1,577,882    1,581,236    1,603,594    1,610,392
    Unemployment             201,004      197,346      187,376      157,161      165,246
    Unemployment Rate          11.1%        11.1%        10.6%         8.9%         9.3%
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
    UNEMPLOYMENT RATE           1992         1993         1994         1995         1996
----------------------------------------------------------------------------------------
    STATE OF CALIFORNIA         9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
    LOS ANGELES COUNTY          9.8%         9.8%         9.4%         7.9%         8.2%
    LOS ANGELES CITY           11.1%        11.1%        10.6%         8.9%         9.3%

        Source: U.S. Bureau of Labor Statistics / Local Area Unemployment
----------------------------------------------------------------------------------------

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                THE NEW WILSHIRE
                         RENT ROLL - AS OF JUNE 30, 1997

------------------------------------------------------------------------------------------------
                                                    %      LEASE     LEASE          BASE RENT
Suite #   TENANT NAME                    Sq. Ft.  OCC'D  START DATE END DATE     CURR. YR. PSF.
------------------------------------------------------------------------------------------------

100     City National Bank                5,795    2.9%   12/01/96  12/31/06    $120,304  $20.76
------------------------------------------------------------------------------------------------

150     Corestaff                         2,886    1.4%   01/01/96  12/31/00     $57,143  $19.80
------------------------------------------------------------------------------------------------

200     One Floor Up Deli                 1,194    0.6%   11/01/93  12/31/98     $28,656  $24.00
------------------------------------------------------------------------------------------------

210     Onyx Software, Inc.               2,431    1.2%   01/02/97  06/30/97     $50,673  $20.84
------------------------------------------------------------------------------------------------

220     Care Foundation                   1,800    0.9%   06/05/95  06/04/00     $23,760  $13.20
------------------------------------------------------------------------------------------------

230     Travel Care                       1,064    0.5%   11/01/92  05/31/98     $22,344  $21.00
------------------------------------------------------------------------------------------------

300     Cass Communication, Inc.          1,381    0.7%   11/04/96  11/03/98     $24,858  $18.00
------------------------------------------------------------------------------------------------

305     ADX Computer Services, Inc.       1,556    0.8%   09/01/94  08/31/97     $27,074  $17.40
------------------------------------------------------------------------------------------------

310     Marder & Wright                   1,183    0.6%   04/01/97  03/31/02     $23,423  $19.80
------------------------------------------------------------------------------------------------

320     Adam Young                        1,300    0.6%   08/19/92  08/18/97     $23,423  $18.02
------------------------------------------------------------------------------------------------

350     Deutsch, Dorfman & Rutt           2,231    1.1%   03/01/97  02/28/02     $44,174  $19.80
------------------------------------------------------------------------------------------------

360     Grey Advertising                  3,496    1.7%   04/01/96  03/31/97     $69,221  $19.80
------------------------------------------------------------------------------------------------

400     The Lippin Group                  7,924    3.9%   12/17/88  12/16/98    $218,702  $27.60
------------------------------------------------------------------------------------------------

600     Allied Communications, Inc.       8,438    4.2%   09/01/95  09/30/01    $162,010  $19.20
------------------------------------------------------------------------------------------------

610     Allied Communications, Inc.       1,715    0.8%   01/01/97  09/30/01     $33,957  $19.80
------------------------------------------------------------------------------------------------

650     Allied Communications, Inc.       3,088    1.5%   04/01/97  09/30/01     $57,437  $18.60
------------------------------------------------------------------------------------------------

700     Gilbert & Sackman                 6,993    3.4%   05/01/97  04/30/02    $122,086  $17.46
------------------------------------------------------------------------------------------------

710     Qualitative Research Center       2,321    1.1%   11/01/93  10/31/98     $40,385  $17.40
------------------------------------------------------------------------------------------------

720     PSP Sports Marketing              1,463    0.7%   03/08/96  03/07/01     $28,967  $19.80
------------------------------------------------------------------------------------------------

770     Harry and Linda Spiegel           2,279    1.1%   01/01/94  06/29/98     $50,718  $22.25
------------------------------------------------------------------------------------------------

840     The Spindler Group                1,405    0.7%   01/15/94  10/15/97     $23,604  $16.80
------------------------------------------------------------------------------------------------

900     Grey Advertising                 47,652   23.5%   04/01/96  03/31/06    $943,510  $19.80
------------------------------------------------------------------------------------------------

1111    Hallmark Entertainment, Inc.      3,177    1.6%   09/01/95  07/31/05     $60,998  $19.20
------------------------------------------------------------------------------------------------

1150    Onyx Software, Inc.               1,319    0.7%   02/16/93  04/30/97     $26,116  $19.80
------------------------------------------------------------------------------------------------

1170    Columbia Gov't Trade Bureau       1,966    1.0%   08/20/95  08/19/00     $38,927  $19.80
------------------------------------------------------------------------------------------------

1200    Belgium Consulate                 6,657    3.3%   05/21/88  05/20/98    $234,966  $35.30
------------------------------------------------------------------------------------------------

1250    Tony Stone Images                 6,714    3.3%   01/26/93  12/31/97    $146,800  $21.86
------------------------------------------------------------------------------------------------

1400    Hallmark Entertainment, Inc.      9,336    4.6%   08/01/95  07/31/05    $179,251  $19.20
------------------------------------------------------------------------------------------------

1450    Polish Airlines/Hallmark(1)       1,761    0.9%   06/15/92  06/14/97     $33,811  $19.20
------------------------------------------------------------------------------------------------

1470    CR & JK Mgmt/Hallmark(2)          2,132    1.1%   05/01/94  05/31/97     $40,934  $19.20
------------------------------------------------------------------------------------------------

1500    Movo Media, Inc.                  4,779    2.4%   03/08/97  09/14/01     $94,624  $19.80
------------------------------------------------------------------------------------------------

1520    Movo Media, Inc.                  3,241    1.6%   03/08/97  09/14/01     $62,227  $19.20
------------------------------------------------------------------------------------------------

1550    Movo Media, Inc.                  5,223    2.6%   09/15/96  09/14/01    $100,282  $19.20
------------------------------------------------------------------------------------------------

1600    Muse, Cordero, Chen, Inc.        15,551    7.7%   02/26/91  03/10/01    $410,546  $26.40
------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------

        Vacant Sq Ft                     31,253   16.4%                         $617,247  $19.75
------------------------------------------------------------------------------------------------

        Total NRA                       202,704  100.0%                       $4,243,160  $20.93
------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
                                           Marked to Market     RENT STEPS & OPTIONS
Suite #   TENANT NAME                      CURR. YR.    PSF. (INCLUDING ESCALATION SCHEDULE)
-------------------------------------------------------------------------------------------------------
                                                             Rent Increase
100     City National Bank                 $120,304  $20.76  10/1/01-23.76/sf
-------------------------------------------------------------------------------------------------------

150     Corestaff                           $56,999  $19.75
-------------------------------------------------------------------------------------------------------
                                                             Cost Recovery Esc.-2,280
200     One Floor Up Deli                   $28,656  $24.00  Rent Increase 1/1/98-25.20/sf
-------------------------------------------------------------------------------------------------------

210     Onyx Software, Inc.                 $48,012  $19.75
-------------------------------------------------------------------------------------------------------

220     Care Foundation                     $23,760  $13.20
-------------------------------------------------------------------------------------------------------

230     Travel Care                         $21,014  $19.75
-------------------------------------------------------------------------------------------------------

300     Cass Communication, Inc.            $24,858  $18.00
-------------------------------------------------------------------------------------------------------

305     ADX Computer Services, Inc.         $27,074  $17.40
-------------------------------------------------------------------------------------------------------

310     Marder & Wright                     $23,364  $19.75  Cost Recovery Esc.-3,696
-------------------------------------------------------------------------------------------------------

320     Adam Young                          $23,423  $18.02  Cost Recovery Esc.-4,056
-------------------------------------------------------------------------------------------------------

350     Deutsch, Dorfman & Rutt             $44,062  $19.75
-------------------------------------------------------------------------------------------------------

360     Grey Advertising                    $69,046  $19.75
-------------------------------------------------------------------------------------------------------

400     The Lippin Group                   $156,499  $19.75  Cost Recovery Esc.-15,132
-------------------------------------------------------------------------------------------------------

600     Allied Communications, Inc.        $162,010  $19.20  Storage-2,616
-------------------------------------------------------------------------------------------------------

610     Allied Communications, Inc.         $33,871  $19.75
-------------------------------------------------------------------------------------------------------

650     Allied Communications, Inc.         $57,437  $18.60
-------------------------------------------------------------------------------------------------------

700     Gilbert & Sackman                  $122,086  $17.46  Cost Recovery Escalation-17,460
-------------------------------------------------------------------------------------------------------

710     Qualitative Research Center         $40,385  $17.40
-------------------------------------------------------------------------------------------------------

720     PSP Sports Marketing                $28,894  $19.75
-------------------------------------------------------------------------------------------------------

770     Harry and Linda Spiegel             $45,010  $19.75  Lease Sett-$4,224(reflected in base rent)
-------------------------------------------------------------------------------------------------------

840     The Spindler Group                  $23,604  $16.80
-------------------------------------------------------------------------------------------------------

900     Grey Advertising                   $941,127  $19.75  Rent Increase-4/1/01-22.20/sf
-------------------------------------------------------------------------------------------------------
                                                             Rent Increase-9/1/00-$20.40
1111    Hallmark Entertainment, Inc.        $60,996  $19.20  Storage-5,820
-------------------------------------------------------------------------------------------------------

1150    Onyx Software, Inc.                 $26,050  $19.75
-------------------------------------------------------------------------------------------------------

1170    Columbia Gov't Trade Bureau         $38,829  $19.75
-------------------------------------------------------------------------------------------------------
                                                             Cost Recovery Esc.-12,720
1200    Belgium Consulate                  $131,476  $19.75  Storage-5,232
-------------------------------------------------------------------------------------------------------

1250    Tony Stone Images                  $132,602  $19.75  Storage-$5,988
-------------------------------------------------------------------------------------------------------

1400    Hallmark Entertainment, Inc.       $179,251  $19.20  Rent Increase - 8/1/00-$20.40/sf
-------------------------------------------------------------------------------------------------------

1450    Polish Airlines/Hallmark(1)         $33,811  $19.20  Cost Recovery Esc.-648
-------------------------------------------------------------------------------------------------------

1470    CR & JK Mgmt/Hallmark(2)            $40,934  $19.20
-------------------------------------------------------------------------------------------------------

1500    Movo Media, Inc.                    $94,385  $19.75
-------------------------------------------------------------------------------------------------------

1520    Movo Media, Inc.                    $62,227  $19.20
-------------------------------------------------------------------------------------------------------

1550    Movo Media, Inc.                   $100,282  $19.20
-------------------------------------------------------------------------------------------------------
                                                             Storage -3,279
1600    Muse, Cordero, Chen, Inc.          $410,546  $26.40  Rent Increase 3/1/99-28.80/sf
-------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------

        Vacant Sq Ft                       $617,247  $19.75    $617,247  $19.75  (3)
-------------------------------------------------------------------------------------------------------

        Total NRA                        $4,243,160  $20.93  $4,050,135  $19.96
-------------------------------------------------------------------------------------------------------

Notes:
Retail tenants indicated in italics.
Shaded cells indicate rents market to market.
(1) Hallmark must take at $19.20/sf at June 97 expiration.
(2) Hallmark must take at $19.20/sf at May 97 expiration.
(3) Market rent estimate supported by Cushman & Wakefield market study and recent leasing activity.

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                [GRAPHIC OMITTED]

                                  [STREET MAP]

THE NEW WILSHIRE: 6100 Wilshire Blvd, Los Angeles, 90048, Page & Grid 633 B2

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

PEER BUILDING ANALYSIS
The New Wilshire - 6100 Wilshire Boulevard                        Second Quarter

========================================================================================================
                                         Building Information
Item  Building Name /              No. of    Area    Avg. Flr.  Year           Available Space (SF)
No.   Location                     Stories   (SF)    Area (SF)  Built      Floor(s)    Direct   Sublease
--------------------------------------------------------------------------------------------------------
MM-1  E! Entertainment Building      27     407,200   15,081     1985         Ground        0       0
      5670 Wilshire Boulevard                                 Ren. 1992      14 - 27   27,740       0
                                                                             -------   ------       -
                                                                                       27,740       0
--------------------------------------------------------------------------------------------------------
MM-2  The Wilshire Courtyard-East     8     540,000   90,000     1987         Ground    7,958       0
      5700 Wilshire Boulevard                                                  2 & 6        0    155,618
                                                                               -----        -    -------
                                                                                        7,958    155,618
--------------------------------------------------------------------------------------------------------
MM-3  The Wilshire Courtyard-West     6     452,243   75,374     1987       2, 3 & 4        0    51,151
      5750 Wilshire Boulevard                                             Grnd,l,2-6  159,967       0
                                                                          ----------  -------       -
                                                                                      159,967    51,151
--------------------------------------------------------------------------------------------------------
MM-4  Museum Square                  10     530,000   53,000     1950           Pent        0    13,725
      5757 Wilshire Boulevard                                 Ren. 1982  Mezz - Pent  178,680       0
                                                                          -----------  -------       -
                                                                                      178,680    13,725
--------------------------------------------------------------------------------------------------------
MM-5  Mutual Benefit Life Plaza      30     407,000   13,563     1970     6, 7 & 225        0     5,000
      5900 Wilshire Boulevard                                                 3 - 30  145,337       0
                                                                              ------  -------       -
                                                                                      145,337     5,900
--------------------------------------------------------------------------------------------------------
MM-6  6300 Wilshire Building         22     373,428   16,974     1971    Grnd & Mezz   21,687       0
      6300 Wilshire Boulevard                                 Ren. 1992       7 - 21   61,986       0
                                                                              ------   ------       -
                                                              to 1993                  83,673       0
--------------------------------------------------------------------------------------------------------
MM-7  6500 Wilshire Building         23     425,039   18,480     1986             18        0     4,961
      6500 Wilshire Boulevard                                              Grnd,3-23  135,109       0
                                                                           ---------  -------       -
                                                                                      135,109     4,961
--------------------------------------------------------------------------------------------------------
      MARKET TOTALS                 124   3,135,410   25,286                          738,464    231,355
========================================================================================================

==========================================================================================
                                       Overall         Quoted
Item  Building Name /               Availability     Annual Rent   Lease  Occupancy Ratio
No.   Location                          (SF)         PSF     PSF    Type   Direct  Overall
------------------------------------------------------------------------------------------
MM-1  E! Entertainment Building            --        --   -     --          93.2%   93.2%
      5670 Wilshire Boulevard           Total     $22.80  - $22.80  FSG

                                       27,740
------------------------------------------------------------------------------------------
MM-2  The Wilshire Courtyard-East                 $22.20  - $25.20  FSG     98.5%   69.7%
      5700 Wilshire Boulevard           Total     $22.20  - $23.40  FSG

                                      163,576
------------------------------------------------------------------------------------------
MM-3  The Wilshire Courtyard-West                 $15.00  - $18.00  FSG     64.6%   53.3%
      5750 Wilshire Boulevard           Total     $22.20  - $25.20  FSG

                                      211,118
------------------------------------------------------------------------------------------
MM-4  Museum Square                               $15.00  - $15.00  FSG     66.3%   63.7%
      5757 Wilshire Boulevard           Total     $18.00  - $22.20  FSG

                                      192,405
------------------------------------------------------------------------------------------
MM-5  Mutual Benefit Life Plaza                   $16.20  - $18.00  FSG     64.3%   62.9%
      5900 Wilshire Boulevard           Total     $19.80  - $21.60  FSG

                                      151,237
------------------------------------------------------------------------------------------
MM-6  6300 Wilshire Building                      $22.20  - $22.20  FSG     77.6%   77.6%
      6300 Wilshire Boulevard           Total     $22.20  - $22.20  FSG

                                       83,673
------------------------------------------------------------------------------------------
MM-7  6500 Wilshire Building                      $21.00  - $21.00  FSG     68.2%   67.0%
      6500 Wilshire Boulevard           Total     $22.20  - $23.40  FSG

                                      140,070
------------------------------------------------------------------------------------------
      MARKET TOTALS                   969,819                               78.4%   69.1%
==========================================================================================

                             ---------------------------------------------------
                             $20.73 - $23.01 Direct Weighted Average Rental Rate
                             ---------------------------------------------------

                               [GRAPHIC OMITTED]

[Bar graph: Office Building Activity Chart, Miracle Mile Area, (along Wilshire Boulevard) comparing Occupancy ratio to No. of Stories]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

RECENT LEASES
The New Wilshire o 6100 Wilshire Blvd.                       Second Quarter 1997

===================================================================================================================================
Item      Tenant's Name /         Area (SF)   Lease  Lse Trm    Annual PSF Rent       Expense    Rental Concessions    Effective FSG
                                                             -----------------------           -----------------------
No.       Suite                     Floor     Date    (mos)  Initial     Adjustments   Basis  Free Rent  TI Allowance  Rent ($/PSF)
-----------------------------------------------------------------------------------------------------------------------------------
L-1  Onyx Software                  2,431     1/2/97    6    $20.84         Flat        FSG     None        None        $20.84
     Suite 210                    2nd Floor
------------------------------------------------------------------------------------------------------------------------------------
L-2  Deutsch, Dorfman & Rutt        2,231     3/1/97   60    $19.80         Flat        FSG     None     $15.00/RSF     $19.80
     Suite 350                    3rd Floor
------------------------------------------------------------------------------------------------------------------------------------
L-3  Allied Communications          1,715     1/1/97   57    $19.80         Flat        FSG     None        None        $19.80
     Suite 810                    8th Floor
------------------------------------------------------------------------------------------------------------------------------------
L-4  Allied Communications          3,088     4/1/97   54    $18.60         Flat        FSG     None        None        $18.60
     Suite 650                    8th Floor
------------------------------------------------------------------------------------------------------------------------------------
L-5  Gilbert & Sackman              6,993     5/1/97   60    $17.46         Flat        FSG     None        None        $17.46
     Suite 700                    7th Floor
------------------------------------------------------------------------------------------------------------------------------------
L-6  Movo Media                     4,779     3/8/97   54    $19.75         Flat        FSG     None      $9.6O/RSF     $19.75
     Suite 1500                  15th Floor
------------------------------------------------------------------------------------------------------------------------------------
L-7  Movo Media                     3,241     3/8/97   54    $19.20         Flat        FSG     None        None        $19.20
     Suite 1520                  15th Floor
====================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE LEASES
The New Wilshire o 6100 Wilshire Blvd. o Miracle Mile        Second Quarter 1997

===================================================================================================================================
Item                           Area (SF)  Lease   Lse Trm        Annual PSF Rent      Expense    Rental Concessions    Effective FSG
                                                             ----------------------           -----------------------
 No.   Building/Location        Floor     Date     (mos)     Initial    Adjustments    Basis  Free Rent  TI Allowance  Rent ($/PSF)
-----------------------------------------------------------------------------------------------------------------------------------
L-1   6300 Wilshire Blvd.        3,000    1st Qtr    60      $22.20        Flat         FSG     None       $30/RSF          $22.20
      6300 Wilshire Blvd.       8th Floor  1997
      Los Angeles

-----------------------------------------------------------------------------------------------------------------------------------
L-2   Mutual Benefit Life Plaza  4,000    1st Qtr    36      $19.20        Flat         FSG     None       $6/RSF           $19.20
      5900 Wilshire Blvd.         N/A      1997
      Los Angeles

-----------------------------------------------------------------------------------------------------------------------------------
L-3   Museum Square             34,045    1st Qtr    60      $19.80        Flat         FSG     None       $35/RSF          $19.80
      5757 Wilshire Blvd.         N/A      1997
      Los Angeles

-----------------------------------------------------------------------------------------------------------------------------------
L-3   Museum Square              9,660    1st Qtr   120      $22.80        Flat         FSG     None       $22/RSF          $22.80
      5757 Wilshire Blvd.         N/A      1997
      Los Angeles
===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE SALES
The New Wilshire o 6100 Wilshire Blvd. o Miracle Mile        Second Quarter 1997

===================================================================================================================================
Item       Property Name          Date of    Year        No. of        Total       Occ. @           Sales Price        Overall Cap.
                                                                                              ---------------------
No.        & Location               Sale     Built       Stories       NRSF        Sale          Total        PSF       Rate (OAR)
-----------------------------------------------------------------------------------------------------------------------------------
I-1  8383 Wilshire Blvd.           Jun-97    1971          10         417,463       80.0%       $68,000,000  $162.89       9.0%
     Beverly Hills

-----------------------------------------------------------------------------------------------------------------------------------
I-2  8800 W. Sunset Blvd.          Oct-96    1986           7          70,000       30.0%       $11,200,000  $160.00       N/A
     West Hollywood                                                                                                    Partial Owner
                                                                                                                           user

-----------------------------------------------------------------------------------------------------------------------------------
I-3  801 Tower                     Mar-96    1992          24         435,832       87.0%       $61,100,000  $140.19        9.5%
     801 S. Figueroa St.
     Los Angeles

-----------------------------------------------------------------------------------------------------------------------------------
I-4  Wilshire Bixel               Pending    1986          12         278,187       95.0%       $26,000,000  $93.46        11.0%
     1055 Wilshire Blvd.           Sale
     Los Angeles
===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

The New Wilshire  o  6100 Wilshire Blvd.  o  Miracle Mile
CONCLUSIONS
Market Rent  o  Expense  o  Tenant Improvements & Leasing Commissions

================================================================================
                                                     Annual PSF
                                                 Low          High
--------------------------------------------------------------------------------
Market Rent (Full Service Gross)                $19.80       $21.00

Expenses
  Utilities                                     $2.35        $2.35
  Cleaning                                      $0.80        $0.80
  Repairs & Maintenance                         $1.25        $1.25
  Administration                                $0.60        $0.60
  General Building                              $1.00        $1.00
  Insurance                                     $0.50        $0.50
  Other / Ground Rent                              --           --
  Management Fee                                $0.40        $0.40
--------------------------------------------------------------------------------
Sub-Total Expenses                              $6.90        $6.90
--------------------------------------------------------------------------------

  Property Taxes                                $1.23        $1.23

--------------------------------------------------------------------------------
Total Operating Expenses                        $8.13        $8.13
--------------------------------------------------------------------------------

Typical Lease Term:       5 years
--------------------------------------------------------------------------------

      Tenant Improvements
        New                         $10.00       $15.00
        Renew                        $5.00        $5.00

      Leasing Commissions
        New                           6.0%         6.0%
        Renew                         3.0%         3.0%

      Estimated Absorption of Vacancy         18 Months

--------------------------------------------------------------------------------

              Weighted Avg Contract Rent:       $21.15 Annual PSF *

              Market Rent is generally slightly below contract rent

================================================================================

                                              * - Per the Rent Roll dated Jun-97

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                5832 Bolsa Avenue
                          Huntington Beach, California
                           49,355 Rentable Square Feet
                                  Orange County
                                   West County

Exhibits

      1)          Demographic Profile

      2)          Building Permit Activity - Residential and Non-Residential

      3)          Historical Employment and Unemployment Trends

      4)          June, 1997 Rent Roll

      5)          Summary of Recent Leases in Property

      6)          Summary of Comparable Leases in Market

      7)          Summary of Comparable Office Building Market Activity/Sales

      8)          Summary of Property-Specific Conclusions

            a)    Market Rents and Tenant Improvements (Range)

            b)    Market Rent Versus Current Contract Rents

            c)    Estimated Expense Conclusions

            d)    Leasing Commission Expense

================================================================================


                                       72
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------


                                                                                                            5832 Bolsa Ave.
                                                                                                        DEMOGRAPHIC PROFILE
As of August, 1997                                                                             Huntington Beach, California
===========================================================================================================================
                                              1-mile            3-mile            5-mile            City of       County of
Characteristic                            Trade Area        Trade Area        Trade Area   Huntington Beach          Orange
===========================================================================================================================
---------------------------------------------------------------------------------------------------------------------------
Population
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                            10,701           157,534           403,551            192,864      2,763,663
   1997 Estimate                              11,237           154,986           397,865            187,370      2,608,145
   1990 Census                                11,884           152,706           388,337            181,519      2,410,556
   1980 Census                                13,116           143.542           363,353            169,964      1,932,710
 % Increase 1980-1990                          -9.4%              6.4%              6.9%               6.8%          24.7%
 % Increase 1997-2002                          -4.8%              1.6%              1.4%               2.9%           6.0%
---------------------------------------------------------------------------------------------------------------------------
Households
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                             3,795            58,035           145,992             76,151        973,825
   1997 Estimate                               3,797            56,098           141,823             72,793        908,409
   1990 Census                                 3,846            53,798           136,609             68,790        827,066
   1980 Census                                 4,032            49,527           127,535             61,062        686,267
 % Increase 1980-1990                          -4.6%              8.6%              7.1%              12.7%          20.5%
 % Increase 1997-2002                           0.0%              3.5%              2.9%               4.6%           7.2%
---------------------------------------------------------------------------------------------------------------------------
Average Household Size
---------------------------------------------------------------------------------------------------------------------------
   2002 Projection                              2.82              2.71              2.76               2.53           2.84
   1997 Estimate                                2.96              2.76              2.81               2.57           2.87
   1990 Census                                  3.09              2.84              2.84               2.64           2.91
   1980 Census                                  3.25              2.90              2.85               2.78           2.82
---------------------------------------------------------------------------------------------------------------------------
Household Income
---------------------------------------------------------------------------------------------------------------------------
   Average                                   $79,013           $82,321           $79,666            $89,143        $85,706
   Median                                    $66,050           $62,404           $60,301            $65,139        $61,751
   Per Capital Income                        $26,778           $29,880           $28,510            $34,711        $30,050
---------------------------------------------------------------------------------------------------------------------------
Households by Income
---------------------------------------------------------------------------------------------------------------------------
1997 Estimated Population                      3,797            56,098           141,823             72,793        908,409
   $150,000 or more                             4.6%              7.8%              7.4%               9.9%           9.5%
   $100,000 to $149,999                        14.9%             13.2%             12.5%              13.4%          12.7%
   $ 75,000 to $ 99,999                        18.9%             16.1%             15.5%              16.8%          15.0%
   $ 50,000 to $ 74,999                        32.3%             25.6%             24.9%              25.4%          24.1%
   $ 35,000 to $ 49,999                        11.8%             13.2%             13.4%              12.9%          13.3%
   $ 25,000 to $ 34,999                         6.6%              8.4%              9.1%               8.2%           9.2%
   $ 15,000 to $ 24,999                         5.4%              7.7%              8.4%               6.7%           8.0%
   $  5,000 to $ 14,999                         4.9%              6.6%              7.4%               5.7%           6.5%
   Under $5,000                                 0.5%              1.4%              1.6%               1.2%           1.7%
---------------------------------------------------------------------------------------------------------------------------
Occupied Units                                 3,846            53,798           136,609             68,790        827,066
---------------------------------------------------------------------------------------------------------------------------
    Owner Occupied                             73.3%             60.2%             63.1%              58.7%          60.7%
    Renter Occupied                            26.7%             39.8%             36.9%              41.3%          39.9%
1990 Avg. Persons per HH                        3.08              2.83              2.82               2.63           2.87
---------------------------------------------------------------------------------------------------------------------------
Education
---------------------------------------------------------------------------------------------------------------------------
   Bachelor Degree Only                        19.4%             18.4%             17.1%              21.6%           18.7%
   Graduate Degree                              6.3%              8.4%              8.1%              10.4%            9.1%
===========================================================================================================================
Source:  Equifax National Decision Systems

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Non-Residential Construction Activity - Permits Issued & Valuation
New commercial, industrial, other, and non-residential alterations & additions

====================================================================================================
City Name                        1990          1991          1992         1993           1994
----------------------------------------------------------------------------------------------------
ANAHEIM
   Dollar Volume ($1,000s)      128,243.3     125,998.2     123,385.0      55,743.9      98,598.2
    % Change                           --          -1.8%         -2.1%        -54.8%         76.9%
----------------------------------------------------------------------------------------------------
HUNTINGTON BEACH
   Dollar Volume ($1,000s)       27,601.1      15,552.0      24,366.3      21,390.9      23,542.9
    % Change                           --         -43.7%         56.7%        -12.2%         10.1%
====================================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)      155,844.4     141,550.2     147,751.3      77,134.8     122,141.1
    % of L.A. County                 13.3%         17.7%         26.1%         15.5%         21.8%
    % Change                           --          -9.2%          4.4%        -47.8%         12.5%
====================================================================================================
ORANGE COUNTY
   Dollar Volume ($1,000s)    1,172,651.4     797,468.8     567,121.2     496,729.3     560,556.3
     % Change                          --         -32.0%        -28.9%        -12.4%         58.3%
====================================================================================================

======================================================================================
                                                              5-year         7-year
City Name                        1995          1996          Average +      Average ^
--------------------------------------------------------------------------------------
ANAHEIM
   Dollar Volume ($1,000s)       73,659.1      81,420.5        86,561          88,813
    % Change                        -25.3%         10.5%           --              --
--------------------------------------------------------------------------------------
HUNTINGTON BEACH
   Dollar Volume ($1,000s)       15,741.1      32,027.8        23,414          20,996
    % Change                        -33.1%        103.5%           --              --
======================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)       89,400.2     113,448.3     109,975.1       121,038.6
    % of L.A. County                 15.3%         14.9%         18.5%           17.2%
    % Change                        -26.8%         26.9%           --              --
======================================================================================
ORANGE COUNTY
   Dollar Volume ($1,000s)      582,712.1     760,810.1     593,585.8       705,435.6
    % Change                          4.0%         30.6%           --              --
======================================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Residential Construction Activity - Permits Issued & Valuation
New single family, multi-family, and residential alterations & additions

=====================================================================================================

City Name                              1990          1991          1992          1993          1994
-----------------------------------------------------------------------------------------------------
ANAHEIM
   Units                                  527         1,188           604           705           489
   Dollar Volume ($1,000s)           73,406.3     129,546.1     103,560.8     104,599.8      85,581.3
-----------------------------------------------------------------------------------------------------
HUNTINGTON BEACH
   Units                                  204           153           153           218           202
   Dollar Volume ($1,000s)           38,763.0      40,598.5      37,060.5      51,662.6      47,587.5
=====================================================================================================
TOTAL TRADE AREA
   Units                                  731         1,341           757           923           691
     % of L.A. County                    6.1%         20.4%         12.7%         14.4%          5.5%
   Dollar Volume ($1,000s)          112,169.3     170,144.6     140,621.3     156,262.4     133,168.8
     % of L.A. County                    8.1%         15.6%         13.6%         14.4%          7.6%
=====================================================================================================
ORANGE COUNTY
   Units                               11,979         6,569         5,943         6,410        12,644
   Dollar Volume ($1,000s)        1,392,216.6   1,089,115.2   1,032,194.9   1,083,715.9   1,745,300.8
=====================================================================================================

========================================================================================
                                                                  5-year        7-year
City Name                              1995          1996        Average +     Average ^
----------------------------------------------------------------------------------------
ANAHEIM
   Units                                  588           609            599           673
   Dollar Volume ($1,000s)           91,688.4     102,627.2       97,611.5      98,715.7
----------------------------------------------------------------------------------------
HUNTINGTON BEACH
   Units                                  187           222            196           191
   Dollar Volume ($1,000s)           48,317.9      57,676.6       48,461.0      45,952.4
========================================================================================
TOTAL TRADE AREA
   Units                                  775           831            795           864
     % of L.A. County                    9.3%          8.1%           9.1%          9.7%
   Dollar Volume ($1,000s)          140,006.3     160,303.8      146,072.5     144,668.1
     % of L.A. County                   10.8%         10.5%          10.9%         11.0%
========================================================================================
ORANGE COUNTY
   Units                                8,300        10,207          8,701         8,865
   Dollar Volume ($1,000s)        1,295,297.4   1,528,836.5    1,337,069.1   1,309,525.3
========================================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Southern California
EMPLOYMENT & UNEMPLOYMENT TRENDS

========================================================================================
County Name                1992        1993          1994        1995          1996
----------------------------------------------------------------------------------------
STATE OF CALIFORNIA
    Labor Force           15,404,255   15,359,518   15,449,963   15,427,261   15,596,139
    Employment            13,973,304   13,918,275   14,122,088   14,216,727   14,469,924
    Unemployment           1,430,951    1,441,243    1,327,875    1,210,534    1,126,215
    Unemployment Rate           9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
ORANGE COUNTY
    Labor Force            1,309,675    1,328,375    1,333,534    1,322,816    1,343,842
    Employment             1,220,886    1,238,612    1,257,135    1,255,324    1,288,671
    Unemployment              88,789       89,763       76,399       67,492       55,171
    Unemployment Rate           6.8%         6.8%         5.7%         5.1%         4.1%
----------------------------------------------------------------------------------------
ANAHEIM
    Labor Force              145,486      147,557      148,044      147,507      147,486
    Employment               134,096      136,043      138,231      138,822      139,527
    Unemployment              11,390       11,514        9,813        8,685        7,959
    Unemployment Rate           7.8%         7.8%         6.6%         5.9%         5.4%
----------------------------------------------------------------------------------------
HUNTINGTON BEACH
    Labor Force              107,980      109,528      110,246      109,536      111,562
    Employment               102,424      103,911      105,465      105,313      108,110
    Unemployment               5,556        5,617        4,781        4,223        3,452
    Unemployment Rate           5.1%         5.1%         4.3%         3.9%         3.1%
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
    UNEMPLOYMENT RATE           1992         1993         1994         1995         1996
----------------------------------------------------------------------------------------
    STATE OF CALIFORNIA         9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
    ORANGE COUNTY               6.8%         6.8%         5.7%         5.1%         4.1%
(1) ANAHEIM                     7.8%         7.8%         6.6%         5.9%         5.4%
(2) HUNTINGTON BEACH            5.1%         5.1%         4.3%         3.9%         3.1%

        Source: U.S. Bureau of Labor Statistics / Local Area Unemployment
----------------------------------------------------------------------------------------

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

PEER BUILDING ANALYSIS
5832 Bolsa Avenue - Huntington Beach                         Second Quarter 1987

========================================================================================================
                                         Building Information
Item  Building Name /              No. of    Area    Avg. Flr.  Year           Available Space (SF)
No.   Location                     Stories   (SF)    Area (SF)  Built      Floor(s)    Direct   Sublease
--------------------------------------------------------------------------------------------------------
H-1   SeaCliff Office Park #5         3      53,000   17,667     1989         Ground        0       0
      2100 Main Street                                                             3        0       0
                                                                                   -        -       -
      Huntington Beach, CA                                                                  0       0
--------------------------------------------------------------------------------------------------------
H-2   SeaCliff Office Park #3         2      25,000   12,500     1981         Ground    2,846       0
      2134 Main Street                                                             2    5,727       0
                                                                                   -    -----       -
      Huntington Beach, CA                                                              8,573       0
--------------------------------------------------------------------------------------------------------
H-3   SeaCliff Office Park #2         2      20,000   10,000     1979         Ground      147       0
      2130 Main Street                                                             2    3,025       0
                                                                                   -    -----       -
      Huntington Beach, CA                                                              3,172       0
--------------------------------------------------------------------------------------------------------
H-4   SeaCliff Office Park #4         2      19,359    9,680     1979         Ground        0       0
      2124 Main Street                                                             0        0       0
                                                                                   -        -       -
      Huntington Beach, CA                                                                  0       0
--------------------------------------------------------------------------------------------------------
H-5   Wind River Park                 3      33,000   11,000     1984         Ground    1,795       0
      18141 Beach Boulevard                                                        3        0       0
                                                                                   -        -       -
      Huntington Beach, CA                                                              1,795       0
--------------------------------------------------------------------------------------------------------
H-6   Peter's Landing                 2      31,044   15,522     1979              2        0     6,686
      16390-400 Pacific Coast Highway                                              2    1,496       0
                                                                                   -    -----       -
      Huntington Beach, CA                                                              1,496     6,686
--------------------------------------------------------------------------------------------------------
H-7   Seaview Plaza                   4      35,555    8,889     1984         Ground    1,813       0
      20422 Beach Boulevard                                                      2-4    7,646       0
                                                                                 ---    -----       -
      Huntington Beach, CA                                                              9,459       0
--------------------------------------------------------------------------------------------------------
H-8   19671 Beach Plaza               4      63,278   15,820     1981         Ground        0       0
      19671 Beach Boulevard                                                      2-4    9,837       0
                                                                                 ---    -----       -
      Huntington Beach, CA                                                              9,837       0
--------------------------------------------------------------------------------------------------------
H-9   One Pacific Tower              12     188,150   15,679     1987         Ground        0       0
      7755 Center Avenue                                                        2-10   34,049       0
                                                                                ----   ------       -
      Huntington Beach, CA                                                             34,049       0
--------------------------------------------------------------------------------------------------------
H-10  One Pacific Plaza               6      94,897   15,816     1982         Ground        0       0
      7711 Center Avenue                                                         2-6        0       0
                                                                                 ---        -       -
      Huntington Beach, CA                                                                  0       0
--------------------------------------------------------------------------------------------------------
H-11  One Pacific Plaza               6      93,024   15,504     1982         Ground        0       0
      7777 Center Avenue                                                         2-5   16,374       0
                                                                                 ---   ------       -
      Huntington Beach, CA                                                             16,374       0
--------------------------------------------------------------------------------------------------------
H-12  Guardian Centre                14     203,970   14,569     1985         Ground    1,243       0
      17011 Beach Boulevard                                                     2-12   52,346       0
                                                                                ----   ------       -
      Huntington Beach, CA                                                             53,589       0
--------------------------------------------------------------------------------------------------------
      MARKET TOTALS                  60     860,277   14,338                          138,344     6,686
========================================================================================================

============================================================================================
                                         Overall         Quoted
Item  Building Name /                 Availability     Annual Rent   Lease  Occupancy Ratio
No.   Location                            (SF)         PSF     PSF    Type   Direct  Overall
--------------------------------------------------------------------------------------------
H-1   SeaCliff Office Park #5                           --  -     --   --    100.0%  100.0%
      2100 Main Street                    Total         --  -     --   --

      Huntington Beach, CA                    0
--------------------------------------------------------------------------------------------
H-2   SeaCliff Office Park #3                       $15.00  - $15.00  FSG     65.7%   65.7%
      2134 Main Street                    Total     $15.00  - $15.00  FSG

      Huntington Beach, CA                8,573
--------------------------------------------------------------------------------------------
H-3   SeaCliff Office Park #2                       $16.20  - $16.20  FSG     84.1%   84.1%
      2130 Main Street                    Total     $16.20  - $16.20  FSG

      Huntington Beach, CA                3,172
--------------------------------------------------------------------------------------------
H-4   SeaCliff Office Park #4                           --  -     --   --    100.0%  100.0%
      2124 Main Street                    Total         --  -     --   --

      Huntington Beach, CA                    0
--------------------------------------------------------------------------------------------
H-5   Wind River Park                               $14.40   - $14.40  FSG    94.6%   94.6%
      18141 Beach Boulevard               Total         --  -     --   --

      Huntington Beach, CA                1,795
--------------------------------------------------------------------------------------------
H-6   Peter's Landing                               $15.60  - $18.00  FSG     95.2%   73.6%
      16390-400 Pacific Coast Highway     Total     $18.00  - $18.00  FSG

      Huntington Beach, CA                8,182
--------------------------------------------------------------------------------------------
H-7   Seaview Plaza                                 $10.20  - $11.40  FSG     73.4%   73.4%
      20422 Beach Boulevard               Total     $10.20  - $11.40  FSG

      Huntington Beach, CA                9,459
--------------------------------------------------------------------------------------------
H-8   19671 Beach Plaza                                 --  -     --   --     84.5%   84.5%
      19671 Beach Boulevard               Total     $13.80  - $13.80  FSG

      Huntington Beach, CA                9,837
--------------------------------------------------------------------------------------------
H-9   One Pacific Tower                                  -      -  -    -     81.9%   81.9%
      7755 Center Avenue                  Total     $21.60  - $21.60  FSG

      Huntington Beach, CA               34,049
--------------------------------------------------------------------------------------------
H-10  One Pacific Plaza                                 --  -     --   --    100.0%  100.0%
      7711 Center Avenue                  Total         --  -     --   --

      Huntington Beach, CA                    0
--------------------------------------------------------------------------------------------
H-11  One Pacific Plaza                                 --  -     --   --     82.4%   82.4%
      7777 Center Avenue                  Total     $18.00  - $18.00  FSG

      Huntington Beach, CA               16,374
--------------------------------------------------------------------------------------------
H-12  Guardian Centre                               $18.00  - $18.00  FSG     73.7%   73.7%
      17011 Beach Boulevard               Total     $18.00  - $18.00  FSG

      Huntington Beach, CA               53,589
--------------------------------------------------------------------------------------------
      MARKET TOTALS                     145,030                               83.9%   83.1%
============================================================================================

                             ---------------------------------------------------
                             $17.78 - $17.86 Direct Weighted Average Rental Rate
                             ---------------------------------------------------

                               [GRAPHIC OMITTED]

[Bar graph: Office Building Activity Chart, Huntington Beach Area, comparing Occupancy ratio to No. of Stories]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                               5832 BOLSA AVENUE
                        RENT ROLL - AS OF JUNE 30, 1997

-------------------------------------------------------------------------------------
                                         %      LEASE     LEASE          BASE RENT
Suite #   TENANT NAME         Sq. Ft.  OCC'D  START DATE END DATE     CURR. YR. PSF.
-------------------------------------------------------------------------------------



100     GTE California Inc.   49,355  100.0%   05/01/95  04/30/00    $737,907  $14.95
-------------------------------------------------------------------------------------

        Vacant Sq Ft               0    0.0%                               $0  $16.00
-------------------------------------------------------------------------------------

        Total NRA             49,355  100.0%                         $737,907  $14.95
-------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
                               Mark to Market       RENT STEPS & OPTIONS
Suite #   TENANT NAME          CURR. YR.    PSF. (INCLUDING ESCALATION SCHEDULE)
---------------------------------------------------------------------------------------------
                                                 Rent Increases: $14.95 @ 5/1/98 inc. in base
                                                                 $19.56 @ 5/1/99
                                                 Tenant Parking - 80,541/yr.
100     GTE California Inc.    $737,907  $14.95  Cost Recovery Esc. - $11,316
---------------------------------------------------------------------------------------------

        Vacant Sq Ft                 $0  $16.00  (1)
---------------------------------------------------------------------------------------------

        Total NRA              $737,907  $14.95
---------------------------------------------------------------------------------------------

Notes:

Retail tenants indicated in italics.

Shaded cells indicate rents marked to market.

(1) Market rent estimate supported by Cushman & Wakefield market study.

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

SUBJECT LEASE
5832 Bolsa Avenue o Huntington Beach

===================================================================================================================================
Suite                              Leased     Lease  Lse Trm    Annual PSF Rent       Expense    Rental Concessions    Effective FSG
                                                             -----------------------           -----------------------
No.      Building/Location          Area      Date    (mos)  Initial     Adjustments   Basis  Free Rent  TI Allowance  Rent ($/PSF)
-----------------------------------------------------------------------------------------------------------------------------------
Subj:  GTE                         49,355     May-95   60    $14.95      5/99 $19.56    FSG     None        N/Av        $15.87
       GTE Building                          Renewal
       5832 Bolsa Avenue
       Huntington Beach, CA                Tenant also pays $80,541/yr in amortization on parking structure capital costs.

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE LEASES
5832 Bolsa Avenue o Huntington Beach                         Second Quarter 1997

===================================================================================================================================
Item                            Leased    Lease   Lse Trm      Annual PSF Rent        Expense    Rental Concessions    Effective FSG
                                                           ----------------------             -----------------------
 No.   Building/Location         Area     Date     (mos)   Initial    Adjustments      Basis  Free Rent  TI Allowance  Rent ($/PSF)
-----------------------------------------------------------------------------------------------------------------------------------
L-1   University of Phoenix      13,764   Current    60     $19.20        Flat           FSG    None        $5.00         $19.20
      The Plaza                         Negotiations
      10540 Talbert Avenue
      Fountain Valley, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-2   Staples (Offices)          13,764   Current    60     $19.20        Flat           FSG    None        $5.00         $19.20
      The Plaza                         Negotiations
      10540 Talbert Avenue
      Fountain Valley, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-3   PacificCare Health Systems 65,645   Jul-97     60     $11.40  Midterm Bump: $12.00 NNN    None        $5.00         $11.70
      Sony Building
      10833 Valley View #2,3,&5                             $18.90    Adjusted to FSG                                  $19.20 Adj to
      Cypress, CA                                                                                                          FSG

-----------------------------------------------------------------------------------------------------------------------------------
L-4   Sony Electronics           43,511   Mar-97     60     $12.55    Year 4&5: $13.94   NNN    None        $5.00         $13.44
      Sony Building
      10833 Valley View                                     $20.05    Adjusted to FSG                                  $20.94 Adj to
      Cypress CA                                                                                                           FSG
===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                   Comparable Office Buildings (2 & 3 Stories)
                            Annual PSF Expense Costs
                          Suburban less than 100,000 SF


===================================================================================================================================
                         1996 Actuals    1996 Actual       1997 Budget   1997 Budget                BOMA 1996            1997 Budget
                            Comp 1          Comp 2            Comp 3        Comp 4                Suburban Area           SUBJECT
                         South County   Central County    Airport Area  Central County                                      HB
                             FSG             FSG               FSG            FSG        50,000-99,999      50,000-99,999    MG
                                                                                             PSF                PSF
                            $/PSF           $/PSF             $/PSF          $/PSF         Average PSF        Median PSF      PSF
-----------------------------------------------------------------------------------------------------------------------------------
EXPENSES
  Utilities                 $2.35           $2.00             $2.00          $1.60           $1.70             $1.71        $0.30
  Cleaning                  $0.85           $0.75             $0.75          $0.60           $0.85             $0.85        $0.00
  Repairs & Maintenance     $0.40           $0.85             $0.40          $0.35           $1.63             $1.58        $0.71
  Administration            $0.20           $0.46             $0.25          $0.11           $0.29             $0.16        $0.23
  General Building          $0.46           $0.39             $0.57          $0.70           $0.65             $0.62        $0.30
  Insurance                 $0.39           $0.10             $0.24          $0.24           $0.38             $0.38        $0.00
  Other                     $0.00           $0.00             $0.00          $0.00           $0.12                $0        $0.00
  Management Fee            $0.49           $0.43             $0.46          $0.51           $0.59             $0.59        $0.55
-----------------------------------------------------------------------------------------------------------------------------------
Sub-Total Expenses          $5.14           $4.98             $4.67          $4.11           $6.21             $6.02        $2.08
-----------------------------------------------------------------------------------------------------------------------------------
  Property Taxes            $0.72           $1.15             $1.20          $0.46           $0.91             $0.91        $0.98
  Parking                   $0.00           $0.00             $0.00          -----           $0.00             $0.00        $0.00
-----------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses    $5.86           $6.13             $5.87          $4.57           $7.12             $6.93        $3.06
-----------------------------------------------------------------------------------------------------------------------------------

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE SALES
5832 Bolsa Avenue o Huntington Beach                         Second Quarter 1997

===================================================================================================================================
Item       Property Name          Date of    Year        No. of        Total       Occ. @           Sales Price        Overall Cap.
                                                                                              ---------------------
No.        & Location               Sale     Built       Stories       NRSF        Sale          Total        PSF       Rate (OAR)
-----------------------------------------------------------------------------------------------------------------------------------
 I-1  The Sony Building            Current   1987           5        109,156      100.0%      $16,500,000     $151.16      8.0%
      10833 Valley View            Listing                                                    Asking Price
      Cypress, CA

-----------------------------------------------------------------------------------------------------------------------------------
 I-2  Amresco Building             Current   1984           2        110,204      100.0%      $14,000,000     $127.04      9.0%
      16800-802 Aston              Listing                                                   Sale/Leaseback              Sale/Lease
      Irvine, CA                                                                                                        back @ Mrkt.

-----------------------------------------------------------------------------------------------------------------------------------
 I-3  Caltrans Building            Jul-97    1986           2        124,921      100.0%      $15,450,000     $123.68      11.6%
      2501 Pullman/1700 Carnegie                                                          Includes Holdback            Over Market
      Santa Ana, CA                                                                                                        Lease

-----------------------------------------------------------------------------------------------------------------------------------
 I-4  OC Administration Building   Mar-97    1967           1        173,245      100.0%      $15,250,000      $88.03      13.4%
      1928 S. Grand Avenue                   1991                                            All Cash Price             Over Market
      Santa Ana, CA                          rehab                                                                         Lease

-----------------------------------------------------------------------------------------------------------------------------------
Subj. GTE Building                  -----    1985           2         49,355      100.0%         -----         -----       -----
      5832 Bolsa Avenue
      Huntington Beach, CA
===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

5832 Bolsa Avenue
CONCLUSIONS
Market Rent  o  Expense  o  Tenant Improvements & Leasing Commissions

================================================================================
                                                     Annual PSF
                                                 Low          High
--------------------------------------------------------------------------------
Market Rent (Modified Gross*)                  $15.00       $16.20
  *Tenant pays direct electricity & cleaning.
Expenses
  Utilities (Tenant Pays Elect)                 $0.30        $0.30
  Cleaning  (Tenant Pays)                       $0.00        $0.00
  Repairs & Maintenance                         $0.75        $0.75
  Administration                                $0.10        $0.10
  General Building                              $0.40        $0.40
  Insurance                                     $0.25        $0.25
  Other / Ground Rent                           $0.00        $0.00
  Management Fee                                $0.55        $0.55
--------------------------------------------------------------------------------
Sub-Total Expenses                              $2.35        $2.35
--------------------------------------------------------------------------------

  Property Taxes                                $0.98        $0.98
  Parking                                       $0.00        $0.00
--------------------------------------------------------------------------------
Total Operating Expenses                        $3.33        $3.33
--------------------------------------------------------------------------------

Typical Lease Term:       5 years
--------------------------------------------------------------------------------

      Tenant Improvements
        New                         $10.00       $10.00
        Renew                        $5.00        $5.00

      Leasing Commissions
        New                           6.0%         6.0%
        Renew                         3.0%         3.0%

      Estimated Absorption of Vacancy            N/Ap

--------------------------------------------------------------------------------

              Weighted Avg Contract Rent:       $14.95 Annual PSF *

          Market Rent is generally below contract rent, which excludes amortization on parking structure.

================================================================================

                                              * - Per the Rent Roll dated Jun-97

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                               Anaheim City Centre
                               Anaheim, California
                          175,391 Rentable Square Feet
                                  Orange County
                                 Central County

Exhibits

      1)          Demographic Profile

      2)          Building Permit Activity - Residential and Non-Residential

      3)          Historical Employment and Unemployment Trends

      4)          June, 1997 Rent Roll

      5)          Summary of Recent Leases in Property

      6)          Summary of Comparable Leases in Market

      7)          Summary of Comparable Office Building Market Activity/Sales

      8)          Summary of Property-Specific Conclusions

            a)    Market Rents and Tenant Improvements (Range)

            b)    Market Rent Versus Current Contract Rents

            c)    Estimated Expense Conclusions

            d)    Leasing Commission Expense

================================================================================


                                       73
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------


                                                                                                        Anaheim City Center
                                                                                                        DEMOGRAPHIC PROFILE
As of August, 1997                                                                                      Anaheim, California
===========================================================================================================================
                                              1-mile            3-mile            5.miie            City of       County of
Characteristic   Trade Area               Trade Area        Trade Area        Trade Area           Pasodena          Orange
===========================================================================================================================
---------------------------------------------------------------------------------------------------------------------------
Population
----------------------------------------------------------------------------------------------------------------------------
   2002 Projection                            37,451           240,807           580,001            301,090       2,763,663
   1997 Estimate                              34,832           228,506           553,732            264,583       2,608,145
   1990 Census                                32,457           218,294           530,505            266,406       2,410,556
   1980 Census                                24,441           181,835           451,422            220,392       1,932,710
 % Increase 1980-1990                          32.8%             20.1%             17.5%              20.9%           24.7%
 % Increase 1997-2002                           7.5%              5.4%              4.7%               5.8%            6.0%
----------------------------------------------------------------------------------------------------------------------------
Households
----------------------------------------------------------------------------------------------------------------------------
   2002 Projection                            10,221            73,754           187,387             96,721         973,825
   1997 Estimate                               9,874            71,811           181,386             92,342         908,409
   1990 Census                                 9,471            69,627           174,409             86,802         827,066
   1980 Census                                 8,842            66,579           163,597             79,055         686,267
 % Increase 1980-1990                           7.1%              4.6%              6.6%               9.8%           20.5%
 % Increase 1997-2002                           3.5%              2.7%              3.3%               4.7%            7.2%
----------------------------------------------------------------------------------------------------------------------------
Average Household Size
----------------------------------------------------------------------------------------------------------------------------
   2002 Projection                              3.66              3.27              3.10               3.11            2.84
   1997 Estimate                                3.53              3.18              3.05               3.08            2.87
   1990 Census                                  3.43              3.14              3.04               3.07            2.91
   1980 Census                                  2.76              2.73              2.76               2.79            2.82
----------------------------------------------------------------------------------------------------------------------------
Household Income
----------------------------------------------------------------------------------------------------------------------------
   Average                                   $59,998           $63,687           $67,868            $72,750         $85,706
   Median                                    $42,021           $49,122           $52,194            $54,813         $61,751
   Per Capital Income                        $17,395           $20,248           $22,636            $23,914         $30,050
----------------------------------------------------------------------------------------------------------------------------
Households by Income
----------------------------------------------------------------------------------------------------------------------------
1997 Estimated Population                      9,874            71,811           181,386             92,342         908,409
   $150,000 or more                             4.6%              4.1%              4.9%               6.2%            9.5%
   $100,000 to $149,999                         7.8%              9.0%             10.0%              10.6%           12.7%
   $ 75,000 to $ 99,999                         9.1%             11.8%             12.6%              13.1%           15.0%
   $ 50,000 to $ 74,999                        19.8%             24.2%             24.6%              24.9%           24.1%
   $ 35,000 to $ 49,999                        16.3%             16.4%             15.8%              15.2%           13.3%
   $ 25,000 to $ 34,999                        12.8%             11.9%             11.0%              10.4%            9.2%
   $ 15,000 to $ 24,999                        13.8%             11.25             10.2%               9.7%            8.0%
   $  5,000 to $ 14,999                        13.3%              9.7%              8.9%               8.3%            6.5%
   Under $5,000                                 2.5%              1.8%              1.9%               1.7%            1.7%
----------------------------------------------------------------------------------------------------------------------------
Occupied Units                                 9,471            69,627           174,409             88,802         827,066
----------------------------------------------------------------------------------------------------------------------------
    Owner Occupied                             35.8%             45.5%             50.1%              50.0%           60.7%
    Renter Occupied                            64.2%             54.5%             49.9%              50.0%           39.9%
1990 Avg. Persons per HH                        3.34              3.09              2.98               3.02            2.87
----------------------------------------------------------------------------------------------------------------------------
Education
----------------------------------------------------------------------------------------------------------------------------
   Bachelor Degree Only                         8.1%             11.2%             13.0%              13.2%           18.7%
   Graduate Degree                              3.5%              4.5%              5.6%               5.5%            9.1%
============================================================================================================================
Source:  Equifax National Decision Systems

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

PEER BUILDING ANALYSIS
Anaheim City Center - 222 South Harbor Boulevard             Second Quarter 1997

========================================================================================================
                                         Building Information
Item  Building Name /              No. of    Area    Avg. Flr.  Year           Available Space (SF)
No.   Location                     Stories   (SF)    Area (SF)  Built      Floor(s)    Direct   Sublease
--------------------------------------------------------------------------------------------------------
A-1   500 Orange Tower               14     292,900   20,921     1988         Ground        0       0
      500 North State College Blvd.                                           4 - 13   21,226       0
                                                                              ------   ------       -
      Orange, CA                                                                       21,226       0
--------------------------------------------------------------------------------------------------------
A-2   The City Tower                 20     410,200   20,510     1988         Ground        0       0
      333 City Boulevard West                                                 6 - 21   58,556       0
                                                                              ------   ------       -
      Orange, CA                                                                       58,556       0
--------------------------------------------------------------------------------------------------------
A-3   Executive Tower Plaza          16     351,050   21,941     1987         Ground        0       0
      1100 Town & Country Rd.                                                      4    2,124       0
                                                                                   -    -----       -
      Orange, CA                                                                        2,124       0
--------------------------------------------------------------------------------------------------------
A-4   Lincoln Town Center            10     212,542   21,254     1987         Ground        0       0
      2677 N. Main Street                                                      5 - 9   33,403       0
                                                                               -----   ------       -
      Santa Ana, CA                                                                    33,403       0
--------------------------------------------------------------------------------------------------------
A-5   Nexus City Square I, II & III   8     178,600   22,325     1987          2 & 4        0    24,200
      750/70/90 The City Drive        4      93,000   23,250             1, 2, 4 & 5   52,676       0
                                                                         -----------   ------       -
      Orange, CA                      4      93,000   23,250                           52,676    24,200
                                             ------
                                            364,600
--------------------------------------------------------------------------------------------------------
A-6   Xerox Centre I                 15     305,230   20,349     1988              8        0     6,697
      1851 E. First Street                                                 1, 8 - 12   16,285       0
                                                                           ---------   ------       -
      Santa Ana, CA                                                                    16,285     6,697
--------------------------------------------------------------------------------------------------------
A-7   State Comp. Building            8     216,156   27,020     1994         Ground    7,761       0
      1750 E. Fourth Street                                                    2 - 8        0       0
                                                                               -----        -       -
      Santa Ana, CA                                                                     7,761       0
--------------------------------------------------------------------------------------------------------
A-8   Bentall Executive Center       10     196,461   19,646     1991              9        0     1,966
      1551 North Tustin Avenue                                          Grnd, 4 - 10   27,344       0
                                                                        ------------   ------       -
      Tustin, CA                                                                       27,344     1,966
--------------------------------------------------------------------------------------------------------
A-9   Tri-Centre                     10     203,599   20,360     1986              2        0    18,030
      333 S. Anita Drive                                                      3 - 10   78,682       0
                                                                              ------   ------       -
      Orange, CA                                                                       78,682    18,030
--------------------------------------------------------------------------------------------------------
A-10  Stadium Towers Plaza I         12     255,571   21,298     1988             10        0    21,965
      2400 E. Katella Avenue                                               6, 9 & 12    8,843       0
                                                                           ---------    -----       -
      Anaheim, CA                                                                       8,843    21,965
--------------------------------------------------------------------------------------------------------
      MARKET TOTALS                 131   3,172,909   24,221                          306,900    72,858
========================================================================================================

=========================================================================================
                                      Overall         Quoted
Item  Building Name /              Availability     Annual Rent   Lease  Occupancy Ratio
No.   Location                         (SF)         PSF     PSF    Type   Direct  Overall
-----------------------------------------------------------------------------------------
A-1   500 Orange Tower                               --  -     --   --     92.8%   92.8%
      500 North State College Blvd.    Total     $21.00  - $21.00  FSG

      Orange, CA                      21,226
-----------------------------------------------------------------------------------------
A-2   The City Tower                                 --  -     --   --     85.7%   85.7%
      333 City Boulevard West          Total     $19.20  - $19.20  FSG

      Orange, CA                      58,556
-----------------------------------------------------------------------------------------
A-3   Executive Tower Plaza                          --  -     --   --     99.4%   99.4%
      1100 Town & Country Rd.          Total     $21.00  - $21.00  FSG

      Orange, CA                       2,124
-----------------------------------------------------------------------------------------
A-4   Lincoln Town Center                            --  -     --   --     84.3%   84.3%
      2677 N. Main Street              Total     $19.20  - $19.20  FSG

      Santa Ana, CA                   33,403
-----------------------------------------------------------------------------------------
A-5   Nexus City Square I, II & III              $15.00  - $18.60  FSG    100.0%  100.0%
      750/70/90 The City Drive         Total     $18.60  - $18.60  FSG

      Orange, CA                      76,876


-----------------------------------------------------------------------------------------
A-6   Xerox Centre I                             $21.00  - $21.00  FSG     94.7%   92.5%
      1851 E. First Street             Total     $21.00  - $21.00  FSG

      Santa Ana, CA                   22,982
-----------------------------------------------------------------------------------------
A-7   State Comp. Building                       $19.80  - $19.80  FSG     96.4%   96.4%
      1750 E. Fourth Street            Total         --  -     --   --

      Santa Ana, CA                    7,761
-----------------------------------------------------------------------------------------
A-8   Bentall Executive Center                   $15.60  - $15.60  FSG     86.1%   85.1%
      1551 North Tustin Avenue         Total     $19.80  - $19.80  FSG

      Tustin, CA                      29,310
-----------------------------------------------------------------------------------------
A-9   Tri-Centre                                 $18.00  - $18.00  FSG     61.4%   52.5%
      333 S. Anita Drive               Total     $18.00  - $18.00  FSG

      Orange, CA                      96,712
-----------------------------------------------------------------------------------------
A-10  Stadium Towers Plaza I                     $21.00  - $21.00  FSG     96.5%   87.9%
      2400 E. Katella Avenue           Total     $21.00  - $21.00  FSG

      Anaheim, CA                     30,808
-----------------------------------------------------------------------------------------
      MARKET TOTALS                  379,758                               90.3%   88.0%
=========================================================================================

                             ---------------------------------------------------
                             $19.14 - $19.14 Direct Weighted Average Rental Rate
                             ---------------------------------------------------

                               [GRAPHIC OMITTED]

[Bar graph: Office Building Activity Chart, Westlake Village Area, comparing Occupancy ratio to No. of Stories]

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Non-Residential Construction Activity - Permits Issued & Valuation
New commercial, industrial, other, and non-residential alterations & additions

====================================================================================================
City Name                        1990          1991          1992         1993           1994
----------------------------------------------------------------------------------------------------
ANAHEIM
   Dollar Volume ($1,000s)      128,243.3     125,998.2     123,385.0      55,743.9      98,598.2
    % Change                           --          -1.8%         -2.1%        -54.8%         76.9%
----------------------------------------------------------------------------------------------------
HUNTINGTON BEACH
   Dollar Volume ($1,000s)       27,601.1      15,552.0      24,366.3      21,390.9      23,542.9
    % Change                           --         -43.7%         56.7%        -12.2%         10.1%
====================================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)      155,844.4     141,550.2     147,751.3      77,134.8     122,141.1
    % of L.A. County                 13.3%         17.7%         26.1%         15.5%         21.8%
    % Change                           --          -9.2%          4.4%        -47.8%         12.5%
====================================================================================================
ORANGE COUNTY
   Dollar Volume ($1,000s)    1,172,651.4     797,468.8     567,121.2     496,729.3     560,556.3
     % Change                          --         -32.0%        -28.9%        -12.4%         12.8%
====================================================================================================

======================================================================================
                                                              5-year         7-year
City Name                        1995          1996          Average +      Average ^
--------------------------------------------------------------------------------------
ANAHEIM
   Dollar Volume ($1,000s)       73,659.1      81,420.5        86,561          88,813
    % Change                        -25.3%         10.5%           --              --
--------------------------------------------------------------------------------------
HUNTINGTON BEACH
   Dollar Volume ($1,000s)       15,741.1      32,027.8        23,414          20,996
    % Change                        -33.1%        103.5%           --              --
======================================================================================
TOTAL TRADE AREA
   Dollar Volume ($1,000s)       89,400.2     113,448.3     109,975.1       121,038.6
    % of L.A. County                 15.3%         14.9%         18.5%           17.2%
    % Change                        -26.8%         26.9%           --              --
======================================================================================
ORANGE COUNTY
   Dollar Volume ($1,000s)      582,712.1     760,810.1     593,585.8       705,435.6
    % Change                          4.0%         30.6%           --              --
======================================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Residential Construction Activity - Permits Issued & Valuation
New single family, multi-family, and residential alterations & additions

=====================================================================================================

City Name                              1990          1991          1992          1993          1994
-----------------------------------------------------------------------------------------------------
ANAHEIM
   Units                                  527         1,188           604           705           489
   Dollar Volume ($1,000s)           73,406.3     129,546.1     103,560.8     104,599.8      85,581.3
-----------------------------------------------------------------------------------------------------
HUNTINGTON BEACH
   Units                                  204           153           153           218           202
   Dollar Volume ($1,000s)           38,763.0      40,598.5      37,060.5      51,662.6      47,587.5
=====================================================================================================
TOTAL TRADE AREA
   Units                                  731         1,341           757           923           691
     % of L.A. County                    6.1%         20.4%         12.7%         14.4%          5.5%
   Dollar Volume ($1,000s)          112,169.3     170,144.6     140,621.3     156,262.4     133,168.8
     % of L.A. County                    8.1%         15.6%         13.6%         14.4%          7.6%
=====================================================================================================
ORANGE COUNTY
   Units                               11,979         6,569         5,943         6,410        12,644
   Dollar Volume ($1,000s)        1,392,216.6   1,089,115.2   1,032,194.9   1,083,715.9   1,745,300.8
=====================================================================================================

========================================================================================
                                                                  5-year        7-year
City Name                              1995          1996        Average +     Average ^
----------------------------------------------------------------------------------------
ANAHEIM
   Units                                  588           609            599           673
   Dollar Volume ($1,000s)           91,688.4     102,627.2       97,611.5      98,715.7
----------------------------------------------------------------------------------------
HUNTINGTON BEACH
   Units                                  187           222            196           191
   Dollar Volume ($1,000s)           48,317.9      57,676.6       48,461.0      45,952.4
========================================================================================
TOTAL TRADE AREA
   Units                                  775           831            795           864
     % of L.A. County                    9.3%          8.1%           9.1%          9.7%
   Dollar Volume ($1,000s)          140,006.3     160,303.8      146,072.5     144,668.1
     % of L.A. County                   10.8%         10.5%          10.9%         11.0%
========================================================================================
ORANGE COUNTY
   Units                                8,300        10,207          8,701         8,865
   Dollar Volume ($1,000s)        1,295,297.4   1,528,836.5    1,337,069.1   1,309,525.3
========================================================================================

                       + - (5-years) Based on 1992-1996 valuation figures / ^ - (7-years) Based on 1990-1996 valuation figures

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Southern California
EMPLOYMENT & UNEMPLOYMENT TRENDS

========================================================================================
County Name                1992        1993          1994        1995          1996
----------------------------------------------------------------------------------------
STATE OF CALIFORNIA
    Labor Force           15,404,255   15,359,518   15,449,963   15,427,261   15,596,139
    Employment            13,973,304   13,918,275   14,122,088   14,216,727   14,469,924
    Unemployment           1,430,951    1,441,243    1,327,875    1,210,534    1,126,215
    Unemployment Rate           9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
ORANGE COUNTY
    Labor Force            1,309,675    1,328,375    1,333,534    1,322,816    1,343,842
    Employment             1,220,886    1,238,612    1,257,135    1,255,324    1,288,671
    Unemployment              88,789       89,763       76,399       67,492       55,171
    Unemployment Rate           6.8%         6.8%         5.7%         5.1%         4.1%
----------------------------------------------------------------------------------------
ANAHEIM
    Labor Force              145,486      147,557      148,044      147,507      147,486
    Employment               134,096      136,043      138,231      138,822      139,527
    Unemployment              11,390       11,514        9,813        8,685        7,959
    Unemployment Rate           7.8%         7.8%         6.6%         5.9%         5.4%
----------------------------------------------------------------------------------------
HUNTINGTON BEACH
    Labor Force              107,980      109,528      110,246      109,536      111,562
    Employment               102,424      103,911      105,465      105,313      108,110
    Unemployment               5,556        5,617        4,781        4,223        3,452
    Unemployment Rate           5.1%         5.1%         4.3%         3.9%         3.1%
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
    UNEMPLOYMENT RATE           1992         1993         1994         1995         1996
----------------------------------------------------------------------------------------
    STATE OF CALIFORNIA         9.3%         9.4%         8.6%         7.8%         7.2%
----------------------------------------------------------------------------------------
    ORANGE COUNTY               6.8%         6.8%         5.7%         5.1%         4.1%
(1) ANAHEIM                     7.8%         7.8%         6.6%         5.9%         5.4%
(2) HUNTINGTON BEACH            5.1%         5.1%         4.3%         3.9%         3.1%

        Source: U.S. Bureau of Labor Statistics / Local Area Unemployment
----------------------------------------------------------------------------------------

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                              ANAHEIM CITY CENTRE
                        RENT ROLL - AS OF JUNE 30, 1997

------------------------------------------------------------------------------------------------
                                                    %      LEASE     LEASE          BASE RENT
Suite #   TENANT NAME                    Sq. Ft.  OCC'D  START DATE END DATE     CURR. YR. PSF.
------------------------------------------------------------------------------------------------

100     First Interstate Bank of Cal     10,009    5.7%   09/01/86  11/30/06    $311,625  $31.13
------------------------------------------------------------------------------------------------

110     Computer Learning Centers        22,042   12.6%   02/26/94  11/25/99    $415,271  $18.84
------------------------------------------------------------------------------------------------

300     Boston West, LLC                 13,946    8.0%   09/01/94  08/31/99    $215,884  $15.48
------------------------------------------------------------------------------------------------

310     EDI M.O. Faal                     2,403    1.4%   10/01/94  07/31/97     $39,794  $16.56
------------------------------------------------------------------------------------------------

600     O'Flaherty & Belgium             14,341    8.2%   07/26/96  07/25/02    $232,320  $16.20
------------------------------------------------------------------------------------------------


700     Food Employers Council, Inc.     10,808    6.2%   10/09/94  10/08/99    $175,057  $16.20
------------------------------------------------------------------------------------------------

710     Buck Consultants, Inc.            1,974    1.1%   10/09/94  10/08/99     $31,979  $16.20
------------------------------------------------------------------------------------------------

730     Law Offices of Norberto Reyes     2,329    1.3%   09/15/94  09/14/97     $39,686  $17.04
------------------------------------------------------------------------------------------------




800     McGladrey & Pullen               18,032   10.3%   09/01/95  08/31/02    $324,576  $18.00
------------------------------------------------------------------------------------------------


900     Intracorp                        54,179   30.9%   03/01/93  07/31/98    $691,039  $12.75
------------------------------------------------------------------------------------------------



1000    Valic                             7,733    4.4%   08/29/96  08/28/01    $133,626  $17.28
------------------------------------------------------------------------------------------------

1015    United Temporary Services         2,218    1.3%   07/15/92  06/14/98     $39,658  $17.88
------------------------------------------------------------------------------------------------

1020    Frontier Communications           5,847    3.3%   03/22/96  03/21/01     $94,020  $16.08
------------------------------------------------------------------------------------------------

Roof    Prime Communications                200    0.1%   10/15/96  10/14/01          $0   $0.00
------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------

        Vacant Sq Ft                      9,332    5.3%                         $158,644  $17.00
------------------------------------------------------------------------------------------------

        Total NRA                       175,391  100.0%                       $2,903,179  $16.55
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
                                            Marked to Market     RENT STEPS & OPTIONS
Suite #   TENANT NAME                       CURR. YR.    PSF. (INCLUDING ESCALATION SCHEDULE)
------------------------------------------------------------------------------------------------------------

100     First Interstate Bank of Cal        $311,625  $31.13  Cost Recovery Escalation - $58,775/yr
------------------------------------------------------------------------------------------------------------
                                                              Cost Recovery Escalation - $10,897/yr.
110     Computer Learning Centers           $374,714  $17.00  Satellite - 3,000
------------------------------------------------------------------------------------------------------------
                                                              Cost Recovery Escalation - $4,327/yr
300     Boston West, LLC                    $215,884  $15.48  Utility - $1,848/yr
------------------------------------------------------------------------------------------------------------
                                                              Cost Recovery Escalation - $747/yr
310     EDI M.O. Faal                        $39,794  $16.56  Storage - $1,512/yr
------------------------------------------------------------------------------------------------------------

                                                              Rent increases: $240,929/yr @ 7/1/98
600     O'Flaherty & Belgium                $232,320  $16.20                  $249,533/yr @ 7/1/99
                                                                              $258,138/yr @ 7/1/00
                                                                              $266,743/yr @ 07/1/01
------------------------------------------------------------------------------------------------------------

700     Food Employers Council, Inc.        $175,057  $16.20  Cost Recovery Escalation - 6,264
------------------------------------------------------------------------------------------------------------

710     Buck Consultants, Inc.               $31,979  $16.20  Cost Recovery Escalation - 1,144
------------------------------------------------------------------------------------------------------------

730     Law Offices of Norberto Reyes        $39,593  $17.00  Cost Recovery Escalation - 1,346
------------------------------------------------------------------------------------------------------------
                                                              Storage - $3,264/yr (included in Other Income)
                                                              Rent increases: 9/1/98 - $335,395/yr
                                                                              9/1/99 - $346,214/yr
                                                                              9/1/00 - $357,034/yr
800     McGladrey & Pullen                  $324,576  $18.00                  9/1/01 - $367,853/yr
------------------------------------------------------------------------------------------------------------
                                                              Cost Recovery Escalation - $28,782/yr
                                                              Storage - $10,200/yr (included in
900     Intracorp                           $691,039  $12.75  Other Income)
------------------------------------------------------------------------------------------------------------
                                                              Cost Recovery Escalation - $3,277/yr
                                                              Storage - $1,608/yr (included in Other Income)
                                                              Rent increases: 8/28/98- $138,266/yr
1000    Valic                               $131,461  $17.00                  8/29/99 - $143,834/yr
------------------------------------------------------------------------------------------------------------
1015    United Temporary Services            $37,706  $17.00  Cost Recovery Escalation - 485
------------------------------------------------------------------------------------------------------------
                                                              Rent Increases: $94,020/yr 012/1/97
1020    Frontier Communications              $94,020  $16.08                       $96,828 @ 7/1/99
------------------------------------------------------------------------------------------------------------
                                                              Satellite - $12,000/yr
Roof    Prime Communications                      $0   $0.00  (included in Other Income)
------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------

        Vacant Sq Ft                        $158,644  $17.00  (1)
------------------------------------------------------------------------------------------------------------

        Total NRA                         $2,858,412  $16.30
------------------------------------------------------------------------------------------------------------

Notes:
Retail tenants indicated in italics.
Shaded cells indicate rents marked to market.
(1) Market rent estimate supported by Cushman & Wakefield market study and recent leasing activity.

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

RECENT LEASES
Anaheim City Center o 222 South Harbor Boulevard

===================================================================================================================================
Item      Tenant's Name /        Area (SF)   Lease  Lse Trm    Annual PSF Rent        Expense    Rental Concessions    Effective FSG
                                                            -----------------------           -----------------------
No.       Suite                    Floor     Date    (mos)  Initial     Adjustments    Basis  Free Rent  TI Allowance  Rent ($IPSF)
------------------------------------------------------------------------------------------------------------------------------------
600  O'Flaherty & Belgium         14,341     Jul-96   72    $15.60  Annual $0.05/sf/mo  FSG     None        N/Av        $17.10
     Anaheim City Center
     222 South Harbor Boulevard
     Anaheim, CA
------------------------------------------------------------------------------------------------------------------------------------
1000 Valic                         7,733     Aug-96   60    $17.00     Yr 3: $17.88     FSG     None        N/Av        $17.82
     Anaheim City Center                                               Yr 4: $18.60
     222 South Harbor Boulevard
     Anaheim, CA
------------------------------------------------------------------------------------------------------------------------------------
1020 Frontier Communications       5,847     Mar-96   60    $16.08    Mos 41: $16.56    FSG     None        N/Av        $16.24
     Anaheim City Center
     222 South Harbor Boulevard
     Anaheim, CA
------------------------------------------------------------------------------------------------------------------------------------
730  Law Offices of Reberto Reyes  2,329     Sep-97   36    $17.04         Flat         FSG     None        None        $17.04
     Anaheim City Center                    Renewal
     222 S. Harbor Boulevard
     Anaheim, CA
====================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE LEASES
Anaheim City Center o 222 South Harbor Boulevard             Second Quarter 1997

===================================================================================================================================
Item                            Leased    Lease   Lse Trm      Annual PSF Rent        Expense    Rental Concessions    Effective FSG
                                                           ----------------------             -----------------------
 No.   Building/Location         Area     Date     (mos)   Initial    Adjustments      Basis  Free Rent  TI Allowance  Rent ($/PSF)
-----------------------------------------------------------------------------------------------------------------------------------
L-1   New York Life              11,140   Feb-97    72     $17.40        Flat           FSG    None        N/Av          $17.40
      Lincoln Town Center
      2677 North Main Street
      Santa Ana, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-2   Colette & Wagner            1,195   Apr-97    30     $18.60        Flat           FSG    2 Mos       $8.00         $17.35
      Bentall Executive Center
      1551 N. Tustin Avenue
      Tustin, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-3   Ommnia Credit Corp.         5,858   Mar-97    36     $18.00    $18.60, $19.20     FSG    None        $8.00         $18.60
      Xerox Centre
      1851 1st Street
      Santa Ana, CA

-----------------------------------------------------------------------------------------------------------------------------------
L-4   Ronald Blue                 5,795   Jun-97    60     $19.80     18 Mos: $19.80    FSG    None       $13.00         $20.70
      Bentall Executive Center                                      19-36 Mos: $20.40
      1551 N. Tustin Avenue                                           37-60: $21.60
      Tustin, CA

===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

COMPARABLE SALES
Anaheim City Center o 222 South Harbor Boulevard

===================================================================================================================================
Item       Property Name          Date of    Year        No. of        Total       Occ.@            Sales Price        Overall Cap.
                                                                                              ---------------------
No.        & Location               Sale     Built       Stories       NRSF         Sale          Total        PSF       Rate (OAR)
-----------------------------------------------------------------------------------------------------------------------------------
I-1  Woodward-Clyde Building       Current   1985           5        110,287       100.0%      $13,000,000    $117.87     8.0%
     2020 First Street             Listing                                                       Asking                  Partial
     Santa Ana, CA                                                                                                      Leasehold

-----------------------------------------------------------------------------------------------------------------------------------
I-2  Met Life/City Portfolio       Current   1970          19        734,797       80.0%       $85,000,000    $115.68     7.5%
     333 The City/One City Blvd. W Listing   1987          21                                Anticipated Price        On 1st Yr Pro.
     Orange, CA

-----------------------------------------------------------------------------------------------------------------------------------
I-3  Tower 17                      Current   1987          17        229,138       97.0%       $42,000,000    $183.30     6.0%
     18881 Von Karman Avenue       Escrow                                                     Contract Price          On 1st Yr Pro.
     Irvine, CA

-----------------------------------------------------------------------------------------------------------------------------------
I-4  The Plaza                      Jul-97   1982          3         107,250       87.2%        $9,400,000     $87.65      6.8%
     10540 Talbert Avenue                                2 Blgs                                                         On Current
     Fountain Valley

===================================================================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Anaheim City Center  o  222 S. Harbor Blvd.
CONCLUSIONS
Market Rent  o  Expense  o  Tenant Improvements & Leasing Commissions

================================================================================
                                                     Annual PSF
                                                 Low          High
--------------------------------------------------------------------------------
Market Rent (Full Service Gross)                $16.20       $16.80

Expenses
  Utilities                                     $1.95        $1.95
  Cleaning                                      $0.85        $0.85
  Repairs & Maintenance                         $1.00        $1.00
  Administration                                $0.60        $0.60
  General Building                              $1.00        $1.00
  Insurance                                     $0.30        $0.30
  Other / Ground Rent                           $0.73        $0.73
  Management Fee                                $0.50        $0.50
--------------------------------------------------------------------------------
Sub-Total Expenses                              $6.93        $6.93
--------------------------------------------------------------------------------

  Property Taxes                                $0.75        $0.75
  Parking                                       $0.00        $0.00
--------------------------------------------------------------------------------
Total Operating Expenses                        $7.68        $7.68
--------------------------------------------------------------------------------

Typical Lease Term:          5 years
--------------------------------------------------------------------------------

      Tenant Improvements
        New                        $10.00        $10.00
        Renew                       $5.00         $5.00

      Leasing Commissions
        New                         6.0%           6.0%
        Renew                       3.0%           3.0%

      Estimated Absorption of Vacancy         12 months

--------------------------------------------------------------------------------

              Weighted Avg Contract Rent:       $16.53 Annual PSF *

                Market Rent is generally similar to contract rent

================================================================================

                                              * - Per the Rent Roll dated Jun-97

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Market Study" means the market study report and opinion of rental value stated therein, or the letter opinion of rental value, to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Market Study.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Market Study.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Market Study.

The Market Study has been made subject to the following assumptions and limiting conditions:

1. No opinion is intended to be expressed and no responsibility is assumed for the legal description or for any matters which are legal in nature or require legal expertise or specialized knowledge beyond that of a real estate appraiser. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and Clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Market Study or upon which the Market Study is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraiser nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits and factual matters.

3. The opinion of value is only as of the date stated in the Market Study. Changes since that date in external and market factors or in the Property itself can significantly affect property value.

4. No part of the Market Study shall be conveyed to the public through advertising, or used in any sales or promotional material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. Except as may be otherwise stated in the letter of engagement, the Appraiser shall not be required to give testimony in any court or administrative proceeding relating to the Property or the Market Study.

================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             Assumptions and Limiting Conditions
================================================================================

6. The Market Study assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them); (c) full compliance with all applicable federal, state and local zoning and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Market Study; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimates contained in the Market Study is based.

7. The physical condition of the improvements considered by the Market Study is based on visual inspection by the Appraiser or other person identified in the Market Study. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components.

8. The forecasts of income and expenses are not predictions of the future. Rather, they are the Appraiser's best estimates of current market thinking on future income and expenses. The Appraiser and C&W make no warranty or representation that these forecasts will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Market Study, envisages for the future in terms of rental rates, expenses, supply and demand.

9. Unless otherwise stated in the Market Study, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance of the improvements, or may be located at or about the Property, was not considered in arriving at the opinion of value. These materials (such as formaldehyde foam insulation, asbestos insulation, and other potentially hazardous materials) may adversely affect the value of the Property. The Market Study are not qualified to detect such substances. C&W recommends that an environmental expert be employed to determine the impact of these matters on the opinion of value.

10. Unless otherwise stated in the Market Study, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in arriving at the opinion of value. Failure to comply with the requirements of the ADA may adversely affect the value of the Property. C&W recommends that an expert in this field be employed.

================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                      CERTIFICATION OF APPRAISAL
================================================================================

      We certify that, to the best of our knowledge and belief:

1. The properties have been inspected by one or more of the following individuals: James W. Myers, MAI, Lars Platt, or Miles Loo, Jr.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event. The appraisal assignment was not based on a requested minimum valuation, a specific valuation or the approval of a loan.

6. No one provided significant professional assistance to the persons signing this report.

7. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, James W. Myers, MAI has completed the requirements of the continuing program of the Appraisal Institute.


/s/ James W. Myers, MAI                     /s/ Miles Loo, Jr.
-----------------------------               -----------------------------
Senior Director                             Valuation Advisory Services
Valuation Advisory Services


/s/ Lars Platt
----------------------------
Associate Director
Valuation Advisory Services

================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                     QUALIFICATIONS OF APPRAISER
================================================================================
                                                             James W. Myers, MAI

Professional Affiliations

      Member of the Appraisal Institute (MAI Designation No. 09296) Certified Real Estate Appraiser - (ID# AG002662)

Real Estate Experience

      Cushman & Wakefield of California, Inc. - Senior Director
      March 1994 to Present

      Cushman & Wakefield of California, Inc. - Director
      May 1992 - April 1994

      Cushman & Wakefield of California, Inc. - Associate Director January 1989 - May 1992

      Cushman & Wakefield of California, Inc. - Appraiser, October 1986 to January 1989. Property types appraised include office, retail, and industrial developments, hotels, residential income, and special purpose properties.

      Donahue and Company, Inc. - Newport Beach - Appraiser January, 1985 - 1986. Appraiser emphasis on eminent domain litigation, special purpose and problem properties, easement valuation, and full and partial property damages.

      Experience includes appraisal of the following types of property:

      Office Buildings              Medical Buildings
      Apartment Buildings           Residential Subdivisions
      Shopping Centers              Vacant Land
      Hotels                        Industrial Warehouses
      Department Stores             Industrial Parks
      Auto Sales Facilities         Condominium Complexes
      Multi-Use Buildings

      Primary area of specialization has been major office buildings throughout southern California, with particular emphasis on appraising office buildings located along the Wilshire Boulevard corridor, extending from downtown Los Angeles to West Los Angeles.

Education

      Bachelor of Arts (English Literature), 1975
      Kenyon College, Gambier, Ohio

      American Institute of Real Estate Appraisers Courses:
            Real Estate Appraisal Principles
            Basic Valuation Procedures
            Capitalization Theory and Techniques, Parts A & B
            Standards of Professional Practice
            Valuation Analysis and Report Writing
            Case Studies in Real Estate Valuation

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                  QUALIFICATIONS
================================================================================
                                                                   Lars P. Platt

Professional Affiliations

      Candidate for MAI designation, Appraisal Institute
      State of California Licensed Real Estate Estate Appraiser (#AL001604)

Real Estate Experience

      Appraiser, Cushman & Wakefield of California, Inc., Newport Beach Valuation Advisory Services Group, a full service real estate organization specializing in appraisal and consultation. 1994 to present.

      Appraiser, Cushman & Wakefield of California, Inc., Los Angeles Appraisal Services Group. 1991 to 1994.

      Experience includes appraisal of the following types of property:

      Office Buildings              Regional Malls
      Apartment Buildings           Residential Subdivisions
      Shopping Centers              Vacant Land
      Hotels                        Industrial Warehouses
      Department Stores             Industrial Parks
      Auto Sales Facilities         Condominium Complexes
      Mixed-Use Developments        Special Purpose Properties

      Valuation techniques include Discounted Cash Flow Analysis and most computer assisted applications.

Education

      Bachelor of Science (Finance and Real Estate Economics), 1991 University of Southern California School of Business

      Real Estate Courses:

            Urban Real Estate Principles Legal Aspects of Real Estate

      American Institute Courses:

            Real Estate Appraisal Principles
            Basic Valuation Procedures
            Capitalization Theory and Techniques, Parts A & B
            Standards of Professional Practice and Ethics
            Valuation Analysis and Report Writing
            Case Studies in Real Estate Valuation

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                     QUALIFICATIONS OF APPRAISER
================================================================================
                                                                   Miles Loo, Jr

Professional Affiliations & Licensures

      State of California Provisional Real Estate Appraiser (ID #AP 023313) Associate Member of the Appraisal Institute (ID# M950226)
      State of California Real Estate Broker License (ID #01115873)

Real Estate Experience

      Associate Real Estate Appraiser - Cushman & Wakefield of California, Inc., Los Angeles Valuation Advisory Services
      May 1995 to Present

      Real Estate Broker - Good Land Realty Corporation, Los Angeles August 1991 to Present

      Experience includes appraisal of the following types of property:

      Apartment Complexes               Office Buildings
      Commercial Land                   Regional Shopping Centers
      Condominium Complexes             Special Purpose
      Medical Office Buildings          Specialty Retail Centers
      Neighborhood Shopping Centers     Subdivision Lots

Education

      California State University of Los Angeles, Los Angeles, CA
      Bachelor of Science, Business Administration 1995
      Emphasis in Business Arts / Pre-Legal

      University Programs, Inc., Oxnard, CA
      Certificate for Real Estate Broker License 1994
      Certificate for Real Estate Appraisal License 1993

      Glendale Community College, Glendale, CA
      Associate Arts Degree 1991
      Graduated with a Business Curriculum

      Real Estate Courses:

            Real Estate Appraisal I       Real Estate Finance
            Real Estate Appraisal II      Real Estate Law
            Real Estate Escrow            Real Estate Principles

      Appraisal Institute Courses:

            Io310 - Basic Income Capitalizaton
            Io410 - Standards of Professional Practice, Part A
            Io420 - Standards of Professional Practice, Part B
            Io510 - Advanced Income Capitalization
              N/A - Argus 7.0 Financial Cash Flow Analysis (Basic & Advance)

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                         =======================================================

                         MARKET STUDY
                         OF REAL PROPERTY

                         Villa Marina Marketplace
                         NEC Marina (90) Freeway and Lincoln Boulevard NWC Glencoe Avenue and Maxella Avenue
                         Marina del Rey, Los Angeles County, California

                         =======================================================

                         As of August 15, 1997

                         LEHMAN BROTHERS
                         3 World Financial Center, 20th Floor
                         New York, New York  10285

                         CUSHMAN & WAKEFIELD OF CALIFORNIA, INC.
                         Valuation Advisory Services
                         555 South Flower Street, Suite 4200
                         Los Angeles, California 90071

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

            [LETTERHEAD OF CUSHMAN & WAKEFIELD OF CALIFORNIA, INC.]

August 27, 1997

Mr. Michael Treanor
LEHMAN BROTHERS
3 World Financial Center, 20th Floor
New York, New York  10285

Re: Market Study of Real Property
    Villa Marina Marketplace
    NEC Marina (90) Freeway and Lincoln Boulevard
    NWC Glencoe Avenue and Maxella Avenue
    Marina del Rey, California

    Job No. 97-31003-9139

Dear Mr. Treanor:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of California, Inc. is pleased to transmit our market study of Villa Marina Marketplace.

      In accordance with our agreement, this market study represents a consulting assignment and does not comprise an appraisal of the subject property. Therefore, our report has been prepared in accordance with the Departure Provision of the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation.

      This report was prepared for LEHMAN BROTHERS, and is intended only for its specified use. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield of California, Inc.

      The report may be relied upon by LEHMAN BROTHERS and its successors and assigns in determining whether to make a loan evidenced by a note (the "Property Note") secured by the property; (ii) the Report may be relied upon by any purchaser or assignee of the Property Note in determining to purchase the Property Note from LEHMAN BROTHERS and its successors and assigns and by any rating agency rating securities secured by, or representing an interest in, the property note; (iii) the report may be referred to and quoted in and included with materials offering for sale the Property Note or an interest in the property note; (iv) the report may be relied upon by persons who acquire the Property Note or an interest in the Property Note, and (v) the Report speaks only as of its date.

      The property was inspected by and the report was prepared by Craig D. Tilson, MAI.

Mr. Michael Treanor
LEHMAN BROTHERS
August 27, 1997
Page 2


      Based on our market study, we have formed an opinion that the overall rent and expense levels at the referenced property, subject to the assumptions, limiting conditions, certifications, and definitions, as of August 15, 1997, were consistent with market levels.

      This letter is invalid as an opinion of value if detached from the report, which contains the text, exhibits, and an Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF CALIFORNIA, INC.


/S/ Craig D. Tilson
Craig D. Tilson, MAI
Associate Director
Valuation Advisory Services
State Certified Appraiser No. AG003733
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                        SUMMARY OF SALIENT FACTS AND CONCLUSIONS
================================================================================

Property Name:                         Villa Marina Marketplace

Location:                              NEC Marina (90) Freeway and Lincoln
                                       Boulevard NWC Glencoe Avenue and Maxella
                                       Avenue Marina del Rey, Los Angeles
                                       County, California

General Overview:                      Villa Marina Marketplace consists of two
                                       adjacent properties forming the largest
                                       retail shopping center in the Marina del
                                       Rey area of the City of Los Angeles,
                                       California. The center, which was
                                       constructed in two phases, contains a
                                       total of 448,579 square feet on two
                                       adjacent sites totaling 23.00 acres. The first phase of development (Villa Marina) was completed in 1976 and refurbished in 1993. The second phase of development
                                       (Marina Marketplace) was completed in
                                       1989. Villa Marina Marketplace has become a destination shopping center providing two grocery stores, one drug store, two movie theaters, as well as bookstores, restaurants, sporting goods, video and electronic stores. The centers have been effectively marketed and tied together as a destination retail shopping center drawing from all parts of the West Los
                                       Angeles area.

                                       Adjacent surface and covered structure
                                       parking provide 2,179 spaces, or 4.9
                                       spaces per 1,000 square feet. The
                                       combined project is currently 96 percent occupied.

Assessor's Parcel Numbers:             4212-004-004, 005, 006, 008, 009, 012,
                                       015, 017, 018, 019; 4230-005-041

Date of Value:                         August 15, 1997

Date of Inspection:                    August 15, 1997

Ownership:                             The Macerich Company

Land Area:                             23.00 acres

Zoning:                                M1-1, Limited Industrial, City of Los
                                       Angeles

Improvements
   Type:                               Destination shopping center constructed
                                       in two phases
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                        Summary of Salient Facts and Conclusions
================================================================================

   Year Built:                         1974-76 and 1989

   Type of Construction:               Phase I: Concrete block; wood framed
                                       stucco
                                       Phase II: Steel framed and concrete

   Rentable Area
        Phase I:                       238,070 square feet
        Phase II:                      210,509 square feet
                                       -------------------
        Total:                         448,579 square feet

Major Tenants
  Phase I: Vons Supermarket, Sav-On Drugs, The Good Guys, UA Theaters, Barnes & Noble, Tower Records, Wherehouse Records, Marie Callender's Restaurant, Men's Wearhouse, Radio Shack, Carl's Jr.

  Phase II:                            Gelson's Groceries, Cineplex Odeon,
                                       Sports Chalet, The Gap, Victoria's
                                       Secret, Express/Bath & Body Works,
                                       Structure, L. A. Fitness, Souplantation
                                       Restaurant, Chin Chin Restaurant

Current Occupancy:                     Phase I:  95%
                                       Phase II: 96%
                                       Total:    96%

Current Rents:                         $2.70 to $105.88 Per SF Annually Current
                                       rent levels are consistent with market
                                       rents

Annualized Expenses (6 mos. 1997):     $2,948,258; $6.57 Per SF Annually Current
                                       expense levels are consistent with market

Sales Volume (Last 12 Months)
  Phase I:                             $225 Per SF
  Phase II:                            $316 Per SF
  Total:                               $273 Per SF

Special Assumptions Affecting Valuation:

1. We reviewed a current rent roll, site plan and floor plans; we were not provided with a complete set of building plans. The building areas were provided by the property manager.

2. Please refer to the complete list of assumptions and limiting conditions included at the end of this report.
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                        Summary of Salient Facts and Conclusions
================================================================================

Special Risk Factors:

o The project was constructed in two phases 13 years apart, located across the street from each other.

o     The Vons supermarket tenancy is smaller than modern standards.

o Some market resistance to rear `horse shoe' space in Phase I, and to upper level shop space in Phase II.

Favorable Influences:

o Locational features within the desirable coastal Marina del Rey area of West Los Angeles. The immediate area has high income levels.

o     Largest shopping center in Marina del Rey.

o The project's identity, strong national tenant mix and high occupancy have combined to create a destination shopping center.

o The project is of good to very good quality and has been maintained in good condition.

o The project and surroundings offer numerous amenities, including a coastal location with marina, upscale residential areas, restaurants, hotels and offices.

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                               TABLE OF CONTENTS
================================================================================

                                                                            Page

PHOTOGRAPHS OF SUBJECT PROPERTY................................................1

INTRODUCTION...................................................................5
     Identification of Property................................................5
     Property Ownership and Recent History.....................................5
     Purpose and Intended Use of the Market Study..............................5
     Extent of the Market Study Process........................................5
     Date of Market Study and Property Inspection..............................6
     Definitions and Other Pertinent Terms.....................................6

REGIONAL ANALYSIS..............................................................7

NEIGHBORHOOD ANALYSIS.........................................................16

PROPERTY DESCRIPTION..........................................................21
     Site Description.........................................................21
     Improvements Description.................................................23

REAL PROPERTY TAXES AND ASSESSMENTS...........................................27

ZONING .......................................................................28

MARKET ANALYSIS...............................................................29
     Demographics.............................................................29
     Trade Area Market Potential..............................................29
     Population...............................................................31
     Trade Area Income........................................................31
     Retail Sales.............................................................32
     Competitive Supply.......................................................32
     Conclusions--Rent Levels.................................................42
     Operating Expenses.......................................................44
     Conclusions--Expense Levels..............................................48
     Comparable Sales Data....................................................48
     Conclusions..............................................................51

ASSUMPTIONS AND LIMITING CONDITIONS...........................................53

SPECIAL ASSUMPTIONS AND LIMITING CONDITIONS...................................55

CERTIFICATION OF APPRAISAL....................................................56

ADDENDA ......................................................................57

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                               [GRAPHIC OMITTED]

            View southwesterly of Phase I, taken from Glencoe Avenue.


                               [GRAPHIC OMITTED]

                         View of Phase I anchor tenant.

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                                      -1-
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                                                 Photographs of Subject Property
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                               [GRAPHIC OMITTED]

                  View southwesterly of Phase I in-line shops.

                               [GRAPHIC OMITTED]

           View northwesterly of Phase II, taken from Maxella Avenue.

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                                      -2-
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                                                 Photographs of Subject Property
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                               [GRAPHIC OMITTED]

                        View northerly of Phase II shops.

                               [GRAPHIC OMITTED]

                      View of Phase II second level shops.

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                                                     VALUATION ADVISORY SERVICES
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

                                                 Photographs of Subject Property
================================================================================

                               [GRAPHIC OMITTED]

        View southeasterly across Maxella Avenue of Phase I pad building.

                               [GRAPHIC OMITTED]

                       View easterly along Maxella Avenue,
                   with the subject on both sides of street.

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                                                     VALUATION ADVISORY SERVICES
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                                                                    INTRODUCTION
================================================================================

Identification of Property

      The property consists of a shopping center project constructed in two phases with a total of 448,579 square feet known as Villa Marina Marketplace located in the Marina del Rey area of the City of Los Angeles, Los Angeles County, California. The Assessor's Parcel Numbers are 4212-004-004, 005, 006, 008, 009, 012, 015, 017, 018, 019; 4230-005-041.

      Villa Marina Marketplace consists of two adjacent properties forming the largest retail shopping center in the Marina del Rey area of the City of Los Angeles, California. The center, which was constructed in two phases, contains a total of 448,579 square feet on two adjacent sites totaling 23.00 acres. The first phase of development (Villa Marina) was completed in 1976 and refurbished in 1993. The second phase of development (Marina Marketplace) was completed in 1989. The combined Villa Marina Marketplace has become a destination shopping center providing two grocery stores, one drug store, two movie theaters, as well as bookstores, restaurants, sporting goods, video and electronic stores. The centers have been effectively marketed and tied together as a destination retail shopping center drawing from all parts of the West Los Angeles area.

      Adjacent surface and structured parking provides 2,179 spaces, or 4.9 spaces per 1,000 square feet. The combined project is currently 96 percent occupied.

Property Ownership and Recent History

      The improved subject property is currently owned by The Macerich Company, and has been since January 25, 1996. The property was purchased for a reported $80,000,000 on a cash to seller basis.

      Phase I of the development was completed in 1976 and subsequently purchased by Copley Investors Limited Partnership in 1989. The first phase was subsequently renovated and re-tenanted by Copley. The second phase of development was completed by Copley Investors Limited Partnership in 1989.

      The project has since maintained strong occupancy levels. The project was reported as 92 percent occupied at year-end 1995. Phase I is currently 95 percent occupied, and Phase II is 96 percent occupied. The combined project is currently 96 percent occupied.

Purpose and Intended Use of the Market Study

      The purpose of this market study is to analyze the subject asset and current market conditions as of August 15, 1997. The market study is to be used to assist in a rated transaction involving the subject asset.

Extent of the Market Study Process

      In the process of preparing this market study, we:

      O     Inspected the buildings and site improvements.

      O Reviewed the rent roll, current tenant sales, and a set of operating statements.

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                                                                    Introduction
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      O     Conducted market research of occupancies, asking rents, concessions and operating expenses at competing buildings which involved interviews with on-site managers and a review of our own data base from previous appraisal files.

      O     Gathered demographic and operating data pertinent to the assignment.

      O Conducted market inquiries into recent sales of similar buildings to ascertain sales prices per square foot and capitalization rates. This process involved telephone interviews with sellers, buyers and/or participating brokers.

      O Concluded as to whether or not current rent and expense levels are consistent with the market.

Date of Market Study and Property Inspection

      The date of this market study is August 15, 1997, corresponding to our final date of inspection.

Definitions and Other Pertinent Terms

      The definition of market rent taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:

      Market Rent

      The rental income that a property would most probably command in the open market, indicated by current rents paid and asked for comparable space as of the date of the appraisal.

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                                                     VALUATION ADVISORY SERVICES
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

================================================================================

                               [GRAPHIC OMITTED]

                                  Regional Map

                                    CUSHMAN &
                                  WAKEFIELD(R)
                           A ROCKEFELLER GROUP COMPANY

================================================================================

                                                               REGIONAL ANALYSIS
================================================================================

      The subject property is located in Los Angeles County, California. From a regional standpoint, the subject property is located within the Consolidated Metropolitan Statistical Area (CMSA) known as The Greater Los Angeles Basin. The Greater Los Angeles Basin CMSA is a heavily developed, urbanized region encompassing four metropolitan statistical areas (MSA's) in Southern California including Los Angeles-Long Beach MSA (Los Angeles County), the Anaheim-Santa Ana MSA (Orange County), the Oxnard-Ventura MSA (Ventura County), and the Riverside-San Bernardino MSA (San Bernardino and Riverside Counties or "The Inland Empire"). Background information on the region, community and neighborhood surrounding the subject is presented in the following sections, as trends in these geographic areas are an influence on the subject's value.

Physical Boundaries

      Los Angeles County is bordered by Ventura County to the northwest, Kern County to the north, San Bernardino County to the east, Orange County to the south, and the Pacific Ocean to the west. The county lies along approximately 70 miles of the Pacific Coast and extends for approximately 70 miles from east to west and for approximately 75 miles from north to south. The county has a total land area of approximately 3,970 square miles, and nearly 50 percent of the county land is located in mountainous terrain while 14 percent of the county land is situated on a coastal plain known as the Los Angeles Basin. The county has approximately 90 incorporated cities with a total land area of 1,390 square miles or 35 percent of the county total land area. The remaining 65 percent of the county land area is unincorporated and the majority of this land area is located north of the San Gabriel Mountains which run in an east/west direction through the middle of the county. Los Angeles County's civic center is located in downtown Los Angeles, which is situated at the approximate center of the region's extensive freeway system and expanding mass transit network.

Economic Overview

      Greater Los Angeles' comparatively rapid growth during the 1980's was due in part to the U.S. defense buildup, as well as major in-migrations of new residents from Latin America and Asia. The Los Angeles area is one of the premier "high-tech" centers in the country. Los Angeles is also a major health and medical center, a "creative" center (including motion picture and television production, and apparel manufacturing), a world renowned tourism/recreation center, and an influential financial and business services center. The Los Angeles area accounts for half of the goods and services produced in the State of California, as well as 46 percent of the state's population, and 47 percent of its total personal income. On a national level, Los Angeles is surpassed only by the Greater New York Area in terms of concentrations of population, employment, business, industry, and finance. On an international basis, the gross regional product of the Greater Los Angeles Area is exceeded by the gross national product of only eleven nations in the world.

      Due to the area's impressive history of growth in terms of population, employment, and personal income, the Los Angeles area was perceived by many as being recession proof. However, the economic condition of this region was negatively impacted by the downturn in the national economy which commenced in mid-1990. In addition, the political changes in the former Soviet Union and Eastern Europe resulted in the conclusion of the Cold War, which in turn has led to significant reductions in defense spending by the federal government.

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                                                               Regional Analysis
================================================================================

      The greater Los Angeles area was also impacted by a series of natural disasters and an outbreak of civil unrest during the early 1990's. The April 1992 riots in Los Angeles were marked by extensive property damage and tensions among people living in the inner city. The outbreak of violence and destruction led to the imposition of a temporary curfew by civic leaders in many areas of Los Angeles. In the fall of 1993, a series of brush fires in Los Angeles and Orange Counties resulted in the destruction of many residential properties along the Pacific Coast and the inland areas of Pasadena and Altadena. The Northridge earthquake in January 1994 caused extensive damage to residential and commercial properties in the San Fernando Valley and portions of West Los Angeles; most of this damage has since been repaired. A more detailed discussion of the recent Los Angeles area earthquake is provided later in this section.

Employment

      Although employment growth in Los Angeles County was impressive during most of the 1980's this trend reversed during the early 1990's. The manufacturing, aerospace, and construction sectors were particularly impacted, with employment levels decreasing from peak levels experienced during 1990. The aerospace/defense sector has downsized, with major companies either merging, consolidating, or going out of business.

      Conversely, the entertainment, international trade, and business services segments have emerged as major sources of employment and catalysts for growth. The increasing number of distribution channels for entertainment and educational programming, and the growing demand for interactive media, has created new marketing opportunities for the television, motion picture, and computer software industries in the greater Los Angeles area. The Ports of Los Angeles and Long Beach have solidified their position as the busiest ports in the country in terms of annual cargo volumes, which in turn has driven employment gains in trade-related sectors of the economy.

      More recently, employment gains have signaled an economic recovery throughout the region. Total nonfarm employment in the Los Angeles-Long Beach MSA was reported as 3,809,800 in December 1995. Over the past 18 months, total employment in Los Angeles County has increased by 1.5 percent to 3,866,800 persons as of May 1997. The most recent breakdown of the employment base by sector is provided in the chart below:

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

                                                               Regional Analysis
================================================================================

                               INDUSTRY EMPLOYMENT
                           Los Angeles-Long Beach MSA
                             (Amounts in Thousands)

      Industry                               1995      1996      1997  % Change
      --------                               ----      ----      ----  --------
      Mining                                  5.9       6.0       5.7     -3.4%
      Construction                          110.9     110.1     107.7     -2.9%
      Manufacturing                         641.0     652.9     655.3       2.2%
      Transportation                        142.1     146.1     145.8       2.6%
      Communication & Utilities              62.6      61.5      61.4     -1.9%
      Trade                                 860.8     867.1     845.7     -1.8%
      Finance, Insurance & R.E              219.6     216.2     215.7     -1.8%
      Services                            1,229.0   1,277.3   1,285.5       4.6%
      Government                            537.9     541.0     544.0       1.1%
                                          -------   -------   -------   -------
      Total (Nonfarm)                     3,809.8   3,878.2   3,866.8       1.5%

      Unemployment                            7.5%      7.0%      6.8%

      Source: State of California Employment Development Department

      The chart indicates that employment has increased sporadically over the past 18 months. The most significant gains have been concentrated in the Services industries, which is now the largest category, representing 33 percent of the labor force. Also on a positive note, the manufacturing industry saw recent gains in employment after years of losses during the recession.

      Both the State of California Employment Development Department and the Los Angeles County Economic Development Corporation forecast job growth for Los Angeles County in the range of 2.0 to 2.5 percent during 1997 and 1998, with growth during the period from 1997 to 2000 expected to slightly outpace the national average employment growth rate.

      Unemployment in Los Angeles County hit a peak of 10.8 percent in July 1992 during the recent recession. However, the past five years have seen improvement in county unemployment figures, mirroring the state and national statistics. The most recent unemployment figure for Los Angeles County was 6.8 percent as of June 1997, down from 7.0 percent at year end 1996.

      By comparison, the statewide unemployment rate has gradually decreased from a peak of 9.8 percent in July 1993, to 6.2 percent as of June 1997. California's economic expansion kicked into high gear this year, as employers across a broad spectrum of industries added jobs, pushing the unemployment rate down dramatically to 6.2 percent.

      Moreover, California's jobless rate is now just 1.2 percentage points higher than the U.S. figure of 5.0 percent for June 1997. During the recession, that gap had been closer to three percentage points, and had prompted Californians to migrate to other states to look for work.

      Los Angeles County continues to add jobs in entertainment, services and some sectors of manufacturing. Motion picture employment in February 1997 surged to 143,200, up nearly

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                                                               Regional Analysis
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20 percent from February 1996. Apparel manufacturing also grew during the month to 118,100 jobs, a nine percent increase from one year ago.

      Regional economists project that the unemployment rate on a countywide basis will continue to decline over the next few years. This decline in the unemployment rate is based on the fact that the downsizing by major aerospace/defense companies has been largely completed, and growth in the services sector is expected to continue over the next several years.

Demographics

      Los Angeles is the second largest city in the United States and is one of the most demographically diverse areas in the world.

      Population Growth

      Los Angeles County has an estimated 1997 population of 9,488,200, and is the second largest urban area in the United States behind New York. The Greater Los Angeles Area has experienced very steady growth in its population over the past two decades. Population growth has slowed somewhat in the 1990's. The following chart summarizes the population increase for the greater Los Angeles area from 1970 to 1997.

                                Population Trends
                                   Los Angeles

                                                                   Compound Annual
                                                                    Percent Change
                       1970       1980       1990     1997       --------------------
                       Census     Census     Census   Estimated  1980-90      1990-97
                     ---------  ---------  ---------  ---------  -------      -------
City of Los Angeles  2,811,154  2,968,579  3,485,398  3,681,700    1.6%         0.8%
Los Angeles County   7,032,075  7,477,547  8,863,164  9,488,200    1.7%         1.0%

Source: U.S. Census, California Department of Finance

      Los Angeles County has experienced relatively slower growth during the 1990's, with a 1.0 percent compound annual growth rate for the period from 1990 to 1997. According to Equifax National Decision Systems, Los Angeles County's population is anticipated to increase slightly to 9,555,105 by the year 2002.

      Income

      Recent estimates by Equifax National Decision Systems indicate that Los Angeles County's median household income is $45,064. The median household income for Los Angeles County is significantly lower than the corresponding figure for Orange County ($61,751), but is comparable to the State figure of $45,515.

      The housing affordability issue is a real concern to some segments of the regional economy. However, the economic recession has resulted in significant declines in housing costs in many areas, resulting in a notable improvement in housing affordability. A 1995 survey by the Los Angeles Times of housing prices in the greater Los Angeles area indicated that the median price for a home in Los Angeles County was $174,600, which represented a decrease of 5.2 percent from the 1994 median price. The same survey indicated that approximately 38 percent of the households in the county could afford the median priced

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

                                                               Regional Analysis
================================================================================

home. This "affordability index" of 38 percent has increased significantly from the 26 percent level of 1992, due in large part to the decline in housing values over the past few years

Infrastructure

      One of the greatest challenges facing the southern California community is the improvement of its increasingly overburdened infrastructure. Transportation systems, water resources, waste management and sewage treatment are all vital to the ongoing viability of the region and have reached very high levels of use. Future prosperity depends to a great extent on the ability of the region to address these important issues.

      Transportation

      The private automobile is the primary mode of everyday transportation in Los Angeles. The southern California freeway network, and specifically the network in the Los Angeles area, is one of the most extensive systems in the world. However, the network has not expanded nearly as fast as the population in the area, resulting in congestion problems during peak traffic hours.

      The Los Angeles area Metro System was launched in 1990 in order to develop a comprehensive mass transit system. The Metro System will coordinate several modes of transportation including subway and heavy rail, above-ground light rail, buses, improved/expanded freeways and HOV (High Occupancy Vehicle) freeway lanes. In addition to improving the flow of commuters and cargo within the area, the expanding mass transit system is expected to improve air quality and productivity for residents of the Los Angeles area.

      The Metro System is being built in increments and will eventually include a 400-mile rail transit system and a 300-mile HOV network to be constructed over the next 25 years. Components of the mass transit system which are currently in operation include three Metro Rail Lines and four Metrolink commuter trains. The Metro Blue Line opened in 1990 and extends for 22 miles from downtown Los Angeles to Long Beach, while the Metro Red Line opened in 1993 and extends for approximately six miles from downtown Los Angeles to the Mid-Wilshire area. The Metro Red Line will be expanded over the next five to ten years and will eventually extend from Union Station in downtown Los Angeles to North Hollywood upon completion. The Metro Green Line was completed in 1995 and extends from El Segundo (near Los Angeles International Airport) east to Norwalk in central Los Angeles County.

      The Metrolink system will eventually consist of 60 stations in the five counties surrounding downtown Los Angeles, with the nucleus of the system located at Union Station in downtown Los Angeles. The system has commuter rail lines in operation at the present time from downtown Los Angeles to the following areas: 1) Moorpark in Ventura County (47 miles); 2) Santa Clarita in north Los Angeles County (35 miles); 3) San Bernardino (57 miles); and 4) Downtown Riverside (58 miles).

      Public transportation is currently available by bus service which is provided by the Metropolitan Transit Authority and by train service provided by AMTRAK. Train service connects Downtown Los Angeles and Orange County, Ventura County, San Diego County, and most other areas of the United States. Air transportation is available through a number of airports in the greater Los Angeles area. The Los Angeles International Airport in the City of Los Angeles and the John Wayne International Airport in Orange County are the region's

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                                                               Regional Analysis
================================================================================

major airports. The Los Angeles International Airport is one of the five busiest airports in the world. There are also three smaller regional airports servicing the Los Angeles area: Burbank-Glendale-Pasadena, Ontario, and Long Beach Municipal Airports.

      Water Supply and Drought

      Southern California imports the majority of its water from Northern California and other Western states via an impressive series of aqueducts and reservoirs because of its lack of local water resources. The area's growth has put pressure on this imported water supply, which was strained even further by a four year drought. With above average rainfall in the Western United States during early 1993, and government agencies reported an official end to the drought. Regardless, several cities and counties in southern California have water use restrictions currently in effect. Future growth in the area is dependent on water management/conservation programs and continued renewal of long term contracts with water districts in Northern California, Utah and Colorado.

      Earthquakes

      California has a history of earthquakes, and major earthquakes are predicted for the Los Angeles area within the next thirty years. In 1994, Los Angeles County experienced a very strong earthquake centered in Northridge, California, approximately 20 miles northwest of downtown Los Angeles. The earthquake registered 6.8 on the Richter scale and estimates of damage ranged from $10 to $30 billion. The greater Northridge area in the western San Fernando Valley incurred the most extensive damage, although the impact and resulting damage from the earthquake extended northward to the Santa Clarita/Valencia area, southward to Santa Monica, and as far east as Hollywood. Due to the fact that the earthquake occurred in the early morning hours of a national and state holiday, the resulting damage is considered by experts to have been less than might otherwise have been expected.

      One of the major impacts of the earthquake was the disruption of travel on portions of the southern California freeway system, including the Golden State Freeway (I-5), the Santa Monica Freeway (I-10), and the San Diego Freeway (I-405), due to the partial collapse of these freeways. Prior to the recent earthquake, and following the Sylmar earthquake of 1971, the California Department of Transportation (Caltrans) has been in the process of completing structural retrofits of many of the existing freeway overpasses and interchanges throughout the greater Los Angeles area. Following the Northridge earthquake, Caltrans reported that the majority of the structural retrofits successfully withstood the impact of the earthquake, and the majority of the structural problems on the region's freeways involved sections without retrofit work completed. Caltrans worked with local and federal officials to expedite the reconstruction of the freeways.

      Current Los Angeles building codes require new structures to be capable of withstanding large earthquakes. More stringent regulations will be implemented in 1997, as a result of damage incurred in the Northridge Earthquake.

      Although institutional investors considering property in the Los Angeles area have typically conducted extensive studies on the seismic integrity of buildings, we expect that such practices will become more prevalent. The findings of seismic surveys can have a significant impact on a building's value and marketability. Property values are also affected because most investors are now expected to carry earthquake insurance on their commercial properties, which increases operating expenses.

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                                      -12-
                                                             CUSHMAN &
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

                                                               Regional Analysis
================================================================================

Political Climate

      Government and political actions at all levels of federal, state, and local governments can strongly influence property values. The legal and political climate at a particular time or place may overwhelm the natural market forces of supply and demand, thereby impacting real estate value. Real estate values have generally reflected national economic indicators over the past 30 years. Trends in the political climate are, therefore, important to an evaluation of the subject region.

      Proposition 13

      The trend in government on both the national and state levels over the past 10 years reflects a general shift toward reduced governmental involvement in the economy. This trend arrived in California in the form of Proposition 13, known as the Jarvis-Gann Initiative. The initiative, passed by an overwhelming popular vote in 1978, effectively reduced local government funding through a constitutional restriction on property taxes, and on the method of valuation for property tax purposes.

      The maximum tax rate allowed under this proposition is one percent (plus an increment for preexisting bonded indebtedness) of market value. Market value assessments may only be increased by a maximum of two percent per year, except when a property transfers or undergoes major construction. This proposition has influenced the amount of tax revenues collected, and has further resulted in efforts to reduce the size of government.

      Building Code Restrictions

      Uniform building codes (UBC) in cities throughout the Southern California region are becoming more restrictive in terms of fire safety, handicapped access and asbestos containing materials. Requirements to retrofit buildings with sprinkler systems are forcing owners to undertake significant capital improvement projects which may not be economically feasible. Retrofitting buildings with sprinklers can also trigger handicapped access modifications if the value of the retrofit is over a specified amount.

      Asbestos abatement continues to be a costly undertaking for many building owners. Liability concerns have limited the financial options of owners of asbestos laden buildings. Asbestos levels of 0.1 percent are considered unacceptable by California's tough toxic materials laws

Quality of Life

      The perceived quality of life is one of the major attractions for individuals moving to Southern California, and specifically to the Los Angeles area. A year-round mild and sunny climate, excellent educational facilities, cultural and recreational opportunities are all attractive features of the area.

      Environment

      Although limited rain fall results in near desert conditions over much of the Los Angeles area, the proximity to the ocean has a strong moderating effect upon the climate. The winters are very mild and although the summers are generally hot, the humidity is low. The desirable climate has led to the immigration of individuals from harsher climates in the mid-west and the east coast to the Los Angeles area. One of the major negative aspects of the area's climate is the air pollution or smog which can reach high levels during the summer months. The South

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                                                               Regional Analysis
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Coast Air Quality Management District (SCAQMD) has developed a plan for improving the air quality in the Los Angeles region. The plan includes tougher restrictions on most activities which produce air pollution.

      Education

      The Los Angeles area has a number of highly regarded educational institutions which contribute a blend of cultural, intellectual, and technological advances. The most well known institutions are the University of California at Los Angeles (UCLA) and the University of Southern California
(USC). In addition, the Los Angeles area has 152 other smaller universities and colleges, as well as five community colleges. There are also specialized educational institutions for art and apparel design, including the Art Center College of Design, California Institute of the Arts, Fashion Institute of Design and Merchandising, Los Angeles Trade Technical College, and Otis-Parsons Art Institute. The Los Angeles area has four medical schools, two dental schools, the Doheny and Stein eye clinics, and the House Ear Institute.

      Culture and Recreation

      Los Angeles and the surrounding area have the benefit of some of the premier cultural and recreational facilities in the world. Cultural facilities in the area include numerous theaters and concert halls, the Dorothy Chandler Pavilion, the Huntington Library, the J. Paul Getty Museum, the Los Angeles County Museum of Art, and the Norton Simon Museum. Los Angeles is also home to the Hollywood Bowl, a well-known outdoor concert theater.

      Outdoor recreational possibilities are numerous. The area is one of the few places in the world which can boast beautiful beaches, mountains and deserts. Skiing, biking, sailing, camping, golfing and just about any other outdoor activity can be accommodated. The area also has a number of parks, including the largest municipal park, Griffith Park.

      The Los Angeles area is home to some of the best-known amusement parks in the world. These include Magic Mountain and Universal Studios in Los Angeles County, and Disneyland and Knotts Berry Farm in Orange County. The area is also the home of six professional sports teams, three horse racing tracks, and the UCLA and USC athletic programs.

Conclusions

      Los Angeles has long been considered a very desirable and attractive place to live. The region's natural and man-made attractions, together with a growing and skilled work force, have played a significant role in establishing Los Angeles as the center for commercial activity in the Western United States. The expansionary growth of the 1980's, fueled in large part by the defense build-up and the rapid growth of the region's population, tended to obscure several problems which were emerging within the region. These problems ranged from excessive regulation of business to such factors as increasing crime rates, traffic congestion, and the high cost of housing.

      The economic recession which hit the greater Los Angeles area in mid 1990 was widespread in its impact. During the early 1990's, southern California endured a series of setbacks, including significant reductions in defense spending, job losses in nearly every employment sector, overbuilding, declining real estate values, and an unprecedented string of natural disasters. The employment base in Los Angeles County has changed, as the

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                                                     VALUATION ADVISORY SERVICES
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                                                               Regional Analysis
================================================================================

aerospace/defense industry has downsized, while entertainment, health care, and international trade have experienced significant new growth. Most economists believe that southern California's vast consumer market, highly skilled labor force, and entrepreneurial tradition are the major factors in the region's current recovery.

      After several years of recessionary conditions, economic activity in Los Angeles County is projected to increase steadily over the near term. Total employment within the county is forecast by the Los Angeles County Economic Development Corporation to increase in 1997 and 1998 and outpace the nation as a whole in terms of new job creation. Retail sales are also projected to increase.

         Over the longer term, the ongoing and anticipated future expansions by the entertainment, international trade, and services sectors are projected to increase employment opportunities throughout the region. Long term, it is the contention of most economists that the region will grow at a much more moderate pace than during previous post-recessionary periods. As the economic recovery in Los Angeles County progresses, the subject property should benefit from its location within this region.

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

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                               [GRAPHIC OMITTED]

                                    Area Map

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

Location and Boundaries

      The subject property is located within the western portion of Los Angeles County, in the Marina del Rey area of the City of Los Angeles. The bulk of the marina area is situated in unincorporated Los Angeles County on land leased from the County.

      Marina del Rey is a coastal community situated approximately 12 miles southwest of downtown Los Angeles and approximately two miles north of Los Angeles International Airport. Marina del Rey is bounded on the north by the Venice district of Los Angeles; on the east by Mar Vista and Culver City; on the south by Playa Del Rey; and on the west by the Pacific Ocean.

      The Pacific Ocean and boat marina provide the focal points for recreational activity in Marina del Rey. The marina boat harbor is one of the largest man-made small boat harbors in the world. Marina del Rey is home to 6,000 private boats on the water, with another 3,000 small boat craft in dry storage. The coastline also provides several recreational amenities and points of interest, including Mother's Beach, Venice Beach and Boardwalk, as well as the Venice Fishing Pier.

Population

      The population of Marina del Rey is estimated at 31,000, and the population has remained relatively stable over the past several years. The local area's population density is generally consistent with the neighboring communities to the north, including Venice and Santa Monica, although Marina del Rey is slightly more densely populated than the community of Playa Del Rey to the south.

      The residents of Marina del Rey comprise a relatively affluent population when compared with the county as a whole. Recent estimates by Equifax National Decision Systems indicate that average household incomes within the Marina del Rey area range from $80,061 to $84,012. The community is largely developed and in a stable phase of its life cycle, although the major Playa Vista development to the south is proposed and discussed later in the report.

Local Area Development

      The marina area is a focal point for commercial activity in Marina del Rey. The general boundaries of the marina, itself, include Washington Boulevard to the northwest, Admiralty Way to the north, Lincoln Boulevard to the northeast, and Ballona Creek to the east and south. The water-oriented development in Marina Del Rey consists of approximately 804 acres, of which 493 acres are water. The boat channel and harbor have been developed in phases since the early 1960's; today the harbor facility represents one of the largest man made harbors in the world. The marina is owned by the County of Los Angeles and is operated by the Department of Beaches and Harbors. The existing residential and commercial properties within the marina area are generally operated on sites which are ground leased from the county. The county is interested in maximizing ground rent revenue at this location, and may consider increases in permitted development densities in the future.

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      The commercial development within the marina area includes several hotels, restaurants, apartments, condominiums, and commercial properties. The Marina del Rey area is guided by the Specific Plan. Hotel properties in the marina area include the Ritz Carlton, the Marriott Marina del Rey, the Marina del Rey Hotel, the Courtyard by Marriott, the Marina International Hotel, the Best Western Jamaica Bay Inn and the Foghorn Hotel. The local area also provides a range of shopping and dining alternatives, with restaurants including Casa Escobar, California Pizza Kitchen, Benihana of Tokyo, Cafe del Rey, Charley Brown's, Islands, PrimeTime, and most recently, Yankee Doodles. Fisherman's Village is located on Fiji Way near the south end of the marina and provides a collection of Cape Cod style shops and restaurants. Other marina adjacent shopping centers include the Marina Waterside Center on Admiralty Way, and the Marina Beach Shopping Center located on Washington Boulevard at the corner of Via Marina Way.

      Other significant commercial developments in Marina del Rey include the subject Villa Marina Marketplace, located off of Lincoln Boulevard and Maxella Avenue. The first phase of this development, Villa Marina Shopping Center, is situated on the south side of Maxella Avenue, between Lincoln Boulevard on the west and Glencoe Avenue on the east, adjacent the Marina (State 90) Freeway. The center has a very strong mix of tenants, including Vons, Sav-On, U.A. Theaters, The Good Guys, Tower Records and several restaurants. The second phase, Marina Marketplace, is located across Maxella Avenue from Villa Marina and comprises a destination shopping center with a more upscale specialty retail component. The center provides two and three levels of open air shopping space, and the center's tenant mix includes such retailers as a Gelson's groceries, Cineplex Odeon multiplex cinema, Sport Chalet, The Gap, Express and Victoria's Secret (both of The Limited chain). The greater Marina del Rey area is also served by two regional malls. Fox Hills Mall is a fully enclosed shopping center located approximately three miles to the southeast, near the intersection of the Marina Freeway and the San Diego (Intestate 405) Freeway in Culver City. The mall is anchored by Robinsons-May, JC Penney and Macy's. Santa Monica Place is a fully enclosed three-level regional mall located in the central business district of Santa Monica. Anchored by Robinsons-May and Macy's, the mall is situated approximately one-half mile north of the Santa Monica (Interstate 10) Freeway.

      The Marina del Rey area also contains a significant amount of office development. Marina del Rey is part of the Marina Area/Culver City office market as designated by Cushman & Wakefield's Research Services Department. The Marina Area/Culver City office submarket is part of the larger Los Angeles West office market which includes the areas of Mid Wilshire/West Hollywood, Beverly Hills/Century City, and Westwood/West Los Angeles. Major office projects in the adjacent Culver City area include the Corporate Pointe properties located east of the San Diego Freeway near Fox Hills Mall, and the Howard Hughes Center project, situated on Center Drive adjacent to the San Diego Freeway. Howard Hughes Center is a major phased development; the two completed office phases of this project have a combined rentable area of 420,000 square feet. The total project contemplated for this 69-acre parcel is proposed for 2.7 million square feet, although the timing of this development is uncertain.

      The Los Angeles West office market contains a total inventory of 40 million square feet as of mid-year 1997 with an overall vacancy level of 15.0 percent, down significantly from 21.7 percent three years ago. The Marina Area/Culver City submarket area has a total inventory of 4.75 million square feet. As of mid-year 1997, the Marina Area/Culver City submarket had an overall vacancy rate of 13.6 percent, which is also significantly improved from the 17.3 percent

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                                                           Neighborhood Analysis
================================================================================

rate three years ago. These figures reflect an estimated office population of over 15,000 people that patronize the restaurants and shops at Villa Marina Marketplace during the workday.

Proposed Development

      The major proposed development in the Marina del Rey area and Los Angeles is the Playa Vista project by McGuire Partners. The Playa Vista development site consists of 1,087 acres of land extending along Jefferson Boulevard from just west of the San Diego Freeway toward the Pacific Ocean. The property is located immediately south of Marina del Rey. The Playa Vista site was originally acquired by Howard R. Hughes, Jr. through the Summa Corporation in the early 1940's as a site for Hughes' aerospace operations. In 1989, Summa Corporation entered into a partnership with Maguire Thomas Corporation to develop a multi-phased, master planned "city within a city" on this site. The draft Environmental Impact Report (EIR) for the project was submitted in October 1992. The project will include office, commercial, residential, hotel and marina components. The development is proposed to include 13,085 residential units, five million square feet of office space, 595,000 square feet of retail space, and 750 hotel rooms. According to the EIR, total employment to be generated by the project is estimated at 19,770 jobs. The centerpiece of the proposed development will be the new studio facility of DreamWorks SKG. The studio lot is expected to have 350,000 square feet of office and studio space, 750,000 square feet of production facilities, 270,000 square feet of sound stage, and approximately 296,000 square feet of support areas. The overall timing of the entire project is uncertain due to financial difficulties encountered by Maguire Partners. Most recently, the note secured by the underlying land was acquired by a partnership headed by Morgan Stanley and Goldman Sachs.

      The Playa Vista project will likely be developed in phases over several years. The property benefits from "westside" Los Angeles influences including the positive demographics of the surrounding markets. It is likely the final project will have a significant positive impact on the viability and desirability of adjacent areas.

Transportation

      Marina del Rey is well served by freeways -- part of the largest freeway system in the world, connecting all parts of the Greater Los Angeles Area. Major freeways through and adjacent to Marina del Rey include the Marina (State 90) and San Diego (Interstate 405) Freeway.

      Primary surface arterials within Marina del Rey include Pacific Avenue, Lincoln Boulevard and Centinela Avenue in a north/south direction. East/west thoroughfares include Washington Boulevard, Venice Boulevard and Jefferson Boulevard. Washington Boulevard provides access from Venice Beach eastward toward downtown Los Angeles, running generally parallel to the Santa Monica Freeway.

      Commercial air service to and from the area is provided primarily by Los Angeles International Airport (LAX). LAX is located approximately two miles south of Marina del Rey and can be conveniently accessed by way of Lincoln Boulevard or the San Diego Freeway. LAX handles approximately 1,800 to 2,000 flights per day, or approximately 80 flights per hour, with flight departures scheduled on a 24-hour basis. The airport serves both domestic and international passenger carriers. LAX is also a major cargo handler, serving 16 dedicated air cargo carriers. Major air cargo carriers using facilities at LAX include Airborne Express, DHL

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                                                           Neighborhood Analysis
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Express, Federal Express, Nippon Cargo Airlines and United Parcel Service. The
Airport Authority plans on expanding the airport, and is currently acquiring adjacent land parcels for this purpose.

Surroundings

      The subject is situated between Lincoln Boulevard and Glencoe Avenue, on both sides of Maxella Avenue at the terminus of the Marina (State 90) Freeway. Within the shopping center, but under separate ownership, is a Marriott Hotel. To the west across Lincoln Boulevard and Admiralty Way is the boat marina and adjacent Pacific Ocean. To the immediate south and east are multiple residential developments and an office park maintained in good condition. Lincoln Boulevard serves as State Route 1 in the vicinity and provides a mix of developments including retail, restaurant and service commercial. Immediately across Glencoe Avenue to the northeast, a multiple residential project has commenced construction. To the north is the Los Angeles coastal community of Venice. The developments along Lincoln Boulevard range in condition from average to good as one travels south from Venice to Marina del Rey. Also along Lincoln Boulevard to the immediate southwest is the Daniel Freeman Marina Hospital. To the south and southwest is Marina del Rey with its boat channels and commercial developments including restaurants, hotels and retail centers, as well as upper income single and multi-family residential developments.

      The subject neighborhood is afforded good access to both Lincoln Boulevard (State Route 1) and the Marina Freeway, although Lincoln Boulevard can become congested during peak hours. The Marina Freeway in turn provides direct access to the San Diego (Interstate 405) Freeway.

      In summary, the subject is situated in the desirable coastal area of Marina del Rey in West Los Angeles. The Marina Freeway and Lincoln Boulevard both provide regional access to the property. The neighborhood is largely developed and in a stable phase of its life cycle. This coastal area is viewed as a desirable neighborhood in which to live, work and shop.

Conclusions

      Marina del Rey is an attractive residential and recreational community for both area residents and visitors. The marina area offers numerous amenities and recreational activities in a desirable coastal setting. The local area is easily accessed from outlying areas, due to the proximity of the San Diego and Marina Freeways, which provide connections to major freeways in the greater Los Angeles area. The local area has not grown significantly in population over the past several years, although future population growth is likely upon development of Playa Vista and increased permitted development densities on County-owned land. Further, the local Marina del Rey residential population comprises a relatively affluent community.

      Marina del Rey and the subject neighborhood are currently in a stable phase of their life cycles. The neighborhood is well located with respect to the commercial and residential districts. All necessary public utilities and services are in place. Access to and from the district is good, and transportation facilities are adequate. In general, buildings in the neighborhood are maintained in good condition.

      The subject is located in a stable commercial district. Overall the neighborhood is considered to be a desirable area in which to work and live, providing convenient access for

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                                                             CUSHMAN &
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                                                           Neighborhood Analysis
================================================================================

residents and employees of the nearby West Los Angeles communities. Based on its location and surroundings, the subject neighborhood represents a desirable location for a variety of commercial developments. As the area continues its economic recovery, we would anticipate that real property values in the subject neighborhood should increase.

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      [LOGO] VILL MARINA MARKETPLACE                        Property Description
================================================================================

Parcel Map - Phase II

                               [GRAPHIC OMITTED]

Parcel Map - Phase I

                               [GRAPHIC OMITTED]

                                    CUSHMAN &
                                  WAKEFIELD(R)
                           A ROCKEFELLER GROUP COMPANY

================================================================================

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description
Location:                              NEC Marina (90) Freeway and Lincoln
                                       Boulevard NWC Glencoe Avenue and Maxella
                                       Avenue Marina del Rey area of Los
                                       Angeles, California

                                       The site is located between Lincoln
                                       Boulevard and Glencoe Avenue, on both
                                       sides of Maxella Avenue at the terminus
                                       of the Marina Freeway.

                                       The street address is 4325-4375 Glencoe
                                       Avenue, 4350 Lincoln Boulevard,
                                       13400-13470 Maxella Avenue, and
                                       13171-13175 Mindanao Way.

Shape: Phase I is irregular; Phase II is nearly rectangular

Land Area
     Phase I:                          18.68 acres
     Phase II:                          4.32 acres
                                       -----------
     Total:                            23.00 acres, our calculations per
                                             Assessor's Map

Frontage:                              Along six streets--Marina (90) Freeway,
                                       Lincoln Boulevard, Del Rey Avenue,
                                       Maxella Avenue, Glencoe Avenue and
                                       Mindanao Way. Ingress and egress are
                                       gained by five streets (excluding the
                                       Marina Freeway).

Daily Traffic Counts
      Marina (90) Freeway:             45,800 vehicles
      Lincoln Boulevard:               58,200 vehicles
      Glencoe Avenue:                  16,500 vehicles
      Maxella Avenue:                  14,600 vehicles

Topography/Terrain:                    Generally level at grade with abutting
                                       streets

Soil Conditions:                       We did not receive nor review a soil
                                       report. However, we assume that the
                                       soil's load-bearing capacity is
                                       sufficient to support the existing
                                       structures. We did not observe any
                                       evidence to the contrary during our
                                       physical inspection of the property. The tract's drainage appears to be adequate.

Utilities:                             All of the usual and necessary utilities
                                       are available.

Access: Access to the subject is considered very good. The terminus of the Marina (State
                                       90) Freeway lies adjacent. The Marina
                                       Freeway provides direct access to the San
                                       Diego (Interstate 405) Freeway, which
                                       connects the area

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                                       to the regional freeway system and all
                                       parts of Southern California.

Land Use Restrictions:                 We were not given a title report to
                                       review. We do not know of any easements, encroachments, or restrictions that would adversely affect the site's use. However, we recommend a title search to determine whether any adverse conditions exist.

Flood Hazard:                          According to Flood Data Systems, Inc. and
                                       Community Panel No. 060137 0084C,
                                       National Flood Insurance Rate Map,
                                       effective December 2, 1980, the subject
                                       property is in Flood Hazard Zone C, Area of Minimal Hazard. This zone does not require flood hazard insurance.

Wetlands:                              We were not given a Wetlands survey. If
                                       subsequent engineering data reveal the
                                       presence of regulated wetlands, it could materially affect property value. We recommend a wetlands survey by a competent engineering firm.

Seismic Hazard:                        According to Flood Data Systems,
                                       Inc., the sites are not located in a
                                       Special Study Zone as established by the Alquist-Priolo Geological Hazards Act.
                                       However, most areas of Southern
                                       California are subject to tremors of
                                       various magnitudes.

Site Improvements:                     The subject sites provide concrete plaza
                                       areas, walkways and driveways. Other
                                       improvements include an adjacent surface parking lot serving Phase I and a covered parking structure serving Phase II, exterior lighting and ample signage.
                                       Landscaping is located along the
                                       perimeter and in the surface parking
                                       area. The landscaping is maintained in
                                       good condition.

Hazardous Substances:                  We observed no evidence of toxic or
                                       hazardous substances during our
                                       inspection of the sites. The sites do not have a history of hazardous substances, per Flood Data Systems, Inc. However, we are not trained to perform technical environmental inspections and recommend the services of a professional engineer for this purpose.

Comments:                              Overall, the sites offers adequate
                                       functional utility and visibility, and
                                       are well suited for the existing use.

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                               [GRAPHIC OMITTED]

                            Villa Marina Marketplace


================================================================================

                                                            Property Description
================================================================================

Improvements Description

      The improvements consist of a destination shopping center constructed in two phases totaling 448,579 square feet of rentable area. Both surface and covered structure parking are provided. Overall, the subject represents a good to very good quality retail project in its market area.

      Phase I was constructed between 1974 and 1976. This center consists of eleven freestanding buildings, and features traditional food and drug anchors as well as a theater. These three major tenancies and a complement of in-line spaces are located in the two main structures. The nine other buildings consist of five restaurant and retail pads; two 2-story buildings occupied by Barnes & Noble, The Good Guys and Tower Records; and two 1-story buildings occupied by in-line tenants. This center is served by adjacent surface parking. Three corner tenancies and a Marriott Hotel are under separate ownerships.

      Phase II, constructed in 1989, is a two- and three-level retail center located across Maxella Avenue from Phase I. The property fronts three streets and includes a five-level parking structure. The parking structure occupies the subterranean level and four levels above grade. Gelson's supermarket and Sport Chalet anchor each end of the center. In-line shops are located directly along Maxella Avenue which provides over 800 feet of street frontage. Access to the upper level is gained from the street via stairs, elevators and escalators. The upper level is anchored by a Cineplex Odeon Theater, L.A. Fitness Health Club and Souplantation restaurant.

      The following description of improvements is based upon our physical inspection of the improvements and information furnished by the property manager. Building plans were not provided.

General Description
    Year Built:                        1974-76 and 1989

    Building Area
       Phase I:                        238,070 rentable square feet
       Phase II:                       210,509 rentable square feet
                                       -------
      Total:                           448,579 rentable square feet

Construction Detail:
    Foundation
      Phase I:                         Concrete foundation with concrete slab
                                       floor.
      Phase II:                        A four-foot reinforced concrete slab
                                       lower floor

    Structural Framing
      Phase I:                         Concrete block
      Phase II:                        Steel framed with concrete piles and
                                       concrete pile caps connected by concrete grade beams

    Exterior Walls:                    Phase I: Concrete block; wood framed
                                       stuccoPhase II: Steel framed and concrete with stucco walls, stone accents and columns, ornamental hand rails and glass storefronts

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                                      -23-
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                                                            Property Description
================================================================================

    Roof Cover
      Phase I:                         Flat, built-up composition cover over
                                       plywood sheathing supported by wood beams
                                       and steel pipe columns.
      Phase II:                        Concrete filled metal deck over
                                       fireproofed steel beams; concrete batt
                                       insulation is provided below the deck.

    Windows:                           Metal framed store fronts

    Pedestrian Doors:                  Metal framed glass store entrance doors;
                                       wood interior doors

Mechanical Detail
    Heating and Cooling
      Phase I: Full heating and air conditioning to tenancies consists of separately mounted and metered individual roof units.

      Phase II:                        Shops have individual package units
                                       connected to a central cooling tower.

    Elevator and Escalator:            Phase II has six elevators including
                                       three passenger elevators and three
                                       service elevators for tenants. The
                                       passenger elevators service all levels of the project. Two of the three service elevators are located in the supermarket;
                                       the third service elevator has stops on
                                       the street and upper level, effectively
                                       serving as a freight elevator. Phase II
                                       of the project also features two banks of escalators at each end of the center which provide access from the street level to the second level.

Fire Protection
    Phase I: Vons, Sav-On and UA Theater tenancies are served by a wet and dry pipe fire extinguisher system. All other buildings have fire extinguishers.

    Phase II:                          The entire Phase II project is fully
                                       protected by an automatic fire sprinkler system. The steel structure is also protected by sprayed-on fireproofing.

Interior Detail
    Layout: Phase I is configured with two main structures that have anchor spaces of 28,900 square feet, 25,500 square feet and 21,365 square feet. The in-line space within these structures has bay depths of 50 to 60 feet. The center also includes nine restaurant and pad buildings. One of the two-story pad buildings includes three office suites on the second floor, including the management office.

                                       Phase II is a two- and three-level
                                       rectangular center with the anchors
                                       and/or larger tenants located on all
                                       three levels at each end of the project.
                                       These anchor tenancies contain 37,012,
                                       34,318 and 42,276 square feet. Between

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                                      -24-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                            Property Description
================================================================================

                                       the larger tenants, the center provides
                                       smaller tenancies of 1,500 to 7,000
                                       square feet on both the street and second level. The bay depths of these spaces are 80 feet on the street level and 45 to 62 feet on the second level. The architectural finish is such that the center has been designed to accentuate store fronts and signage.

    Typical Interior Finish:           The floors are of a concrete finish
                                       capable of receiving tile, vinyl tile,
                                       wood or carpeting. The walls are
                                       typically painted drywall, and the
                                       ceilings vary between spaces.

    Lighting:                          Drop and flush fluorescent; drop
                                       incandescent.

    Rest Rooms:                        Each tenancy has a minimum of one rest
                                       room. The rest rooms are of average
                                       quality and have typical fixtures.

    Site Improvements

    Parking: Phase I has surface parking containing 1,177 spaces. Phase II has a covered parking structure containing 1,002 spaces. The total 2,179 spaces are equivalent to 4.9 spaces per 1,000 square feet and appear adequate.

    Landscaping:                       Phase I has perimeter landscaping and
                                       parking lot planters utilizing trees,
                                       shrubs, ground cover and flowering
                                       plants. Phase II has minimal planter
                                       landscaping. The landscaping is
                                       maintained in good condition.

    Americans With
       Disabilities Act:               The Americans With Disabilities Act (ADA)
                                       became effective January 26, 1992. We
                                       have not made, nor are we qualified by
                                       training to make, a specific compliance
                                       survey and analysis of this property to
                                       determine whether or not it is in
                                       conformity with the various detailed
                                       requirements of the ADA. It is possible
                                       that a compliance survey and a detailed
                                       analysis of the requirements of the ADA
                                       could reveal that the property is not in compliance with one or more of the requirements of the Act.

    Hazardous Substances:              We are not aware of any potentially
                                       hazardous materials (such as formaldehyde foam insulation, asbestos insulation, radon gas emitting materials, or other potentially hazardous materials) which may have been used in the construction of the improvements. However, we are not qualified to detect such materials and urge the client to employ an expert in the field to determine if such hazardous materials are thought to exist.

                                       According to the property manager, some
                                       asbestos containing materials were
                                       removed or encapsulated from

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                                      -25-
                                                             CUSHMAN &
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                                                            Property Description
================================================================================

                                       1993 through 1997. Additional asbestos
                                       containing materials are reportedly
                                       located in an unoccupied restaurant pad
                                       building.

    Design Features and
    Functionality:                     The project's design features and layout
                                       are considered functional. The property
                                       as a whole provides adequate functional
                                       utility. There has been some market
                                       resistance to rear `horse shoe' space in Building B of Phase I, and to second level shop space in Phase II. While still well occupied, this space typically commands lower rent levels. Overall, the design and appeal are considered good for the area.

    Physical Condition:                The improvements are generally in good
                                       condition with a normal amount of wear
                                       and tear for their age. The improvements were constructed in 1974-76 and 1989.
                                       During our inspection, our observations
                                       of deferred maintenance were limited to
                                       the need for some exterior painting and
                                       parking lot resurfacing in Phase I.

                                       We did not inspect the roof of the
                                       buildings or make a detailed inspection
                                       of the mechanical systems. The
                                       consultants, however, are not qualified
                                       to render an opinion as to the adequacy
                                       or condition of these components. The
                                       client is urged to retain an expert in
                                       this field if detailed information is
                                       needed about the adequacy and condition
                                       of mechanical systems.

                                       The quality of the Phase I subject
                                       improvements is rated good, and Phase II is of good to very good quality; the layout and functional plan are adequate. The project is eight to 21 years old, but was refurbished four years ago; it is in good condition. The normal life expectancy of buildings of this type is 50 years. Its effective age is approximately eight to 15 years, and the estimated remaining economic life is 35 to 42 years.

================================================================================


                                      -26-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             REAL PROPERTY TAXES AND ASSESSMENTS
================================================================================

      The property is subject to the taxing jurisdiction of the City of Los Angeles and the County of Los Angeles. The assessor's parcel identification numbers are 4212-004-004, 005, 006, 008, 009, 012, 015, 017, 018, 019;
4230-005-041.

Phase I
                  =========================================
                  Assessed Value
                               Land             $28,126,646
                               Improvements     $13,636,354
                                                -----------
                  Total Assessed Value          $41,763,000
                  Tax Rate                        1.051802%
                                                -----------
                  Taxes                            $439,264
                  Direct Assessments                 28,140
                                                     ------
                  Total Tax (1996-97)              $467,404
                  =========================================

Phase II
                  =========================================
                  Assessed Value
                               Land            $11,999,000
                               Improvements    $15,901,000
                                               -----------
                  Total Assessed Value         $27,900,000
                  Tax Rate                        1.051802%
                                               -----------
                  Taxes                           $293,453
                  Direct Assessments                10,134
                                                    ------
                  Total Tax (1996-97)             $303,587
                  =========================================

      Under the provisions of Article XIIIA of the California Tax and Revenue Code, properties are assessed at their market value as of March 1, 1975, the base year lien date. This value may be increased only two percent per year until the property is sold, substantial new construction occurs, or the property's use changes significantly. In such cases, the property may be reassessed to its market value.

      If the property were sold, it would be reassessed according to the Assessor's opinion of its market value, which is the sales price in most cases.

================================================================================


                                      -27-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                          Zoning
================================================================================

      The subject property is zoned M1-1, Limited Industrial, City of Los Angeles. The M1 zone provides for a variety of light industrial and commercial uses including general office, retail, restaurant and limited manufacturing. The following summarizes the specific restrictions pertinent to this commercial zoning designation.

      Minimum Lot Width:                 40 feet for commercial uses

      Density Restrictions:              1.5 times the buildable area of the lot

      Setbacks:                          None for commercial buildings

      Parking Requirements
        Commercial or Business Office:   1.0 space per 500 square feet
        Retail or Discount Wholesalers:  1.0 space per 250 square feet

      We are not experts in the interpretation of complex zoning ordinances but the property appears to be a conforming use based on our review of zoning requirements.

      We know of no deed restrictions, private or public, that further limit the subject property's use. The research required to determine whether or not such restrictions exist, however, is beyond the scope of this market study. Deed restrictions are a legal matter and only a title examination by an attorney or title company can usually uncover such restrictive covenants. Thus, we recommend a title search to determine if any such restrictions do exist.

================================================================================


                                      -28-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 MARKET ANALYSIS
================================================================================

Market Overview

      The real estate market in Southern California endured a recession during the early 1990's. The recession, the erosion of the banking and thrift industries resulting from the savings and loan crisis, the ensuing tightening of credit caused by increased scrutiny of government regulators, and the lack of consumer confidence combined to create uncertainty in the future of the overall economy and investment markets. These factors put downward pressure on real estate values.

      During the past three years, an economic recovery has taken hold. Favorable business conditions and sustained economic growth are reported by leading publications including the UCLA Forecast, the Los Angeles Economic Development Corporation, the Los Angeles Times and the State of California Department of Finance.

      A recent report prepared by the Los Angeles County Economic Development Corporation forecasted the county's economy should grow by 2.0 to 2.5 percent during 1997 and 1998. Strengths in several sectors, including business services, apparel, entertainment, international trade, tourism and retailing, should offset downward trends in aerospace and durable-good manufacturing in the coming year.

Financing

      A significant factor influencing the decline in real estate values during the early 1990's was the increased tightening of the availability of capital for financing real estate acquisitions or refinancing existing mortgages. Regulatory issues and capital reserve requirements also have a significant role in the financing market.

      During the past three years, alternative forms of financing appeared. More Wall Street firms, Real Estate Investment Trusts, life insurance companies, Small Business Administration funding, and mortgage conduits have entered the market. Further, lending standards have been easing with respect to real estate loans and business credit. Competition is increased among local banks in mortgage origination for owner-occupied commercial and industrial properties.

Demographics

      Trade Area Market Potential

      Villa Marina Marketplace has a trade area that extends over a broad section of West Los Angeles. This market potential is the result of a wide variety of shops and services, the size of the center, and absence of alternatives within the trade area. This section will examine the purchasing power of the trade area, its relationship to the greater regional economy, the ability of the center to capture a significant proportion of the retail sales in the trade area, and the amount of current and future competition.

      The drawing power of a retail center of the subject's size is fundamentally related to the strength of the anchor tenants and the compatibility and type of complimentary satellite

================================================================================


                                      -29-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

tenancies, as well as the relative proximity of competitive centers offering comparable goods and services.

      The subject property is considered to be a mix of a community shopping center and upscale destination retailer. Villa Marina Marketplace is anchored by seven major tenants: Vons supermarket, Sav-on Drugs, Gelson's groceries, U.A. Theaters, Cineplex Odeon, The Good Guys and Sport Chalet. The combination of these anchors, major chain tenants including Barnes & Noble, the Gap, Express, Victoria's Secret, Tower Records, Radio Shack and Men's Wearhouse, as well as a wide variety of restaurants and shop tenants, create an integrated shopping environment which caters to Villa Marina's primary trade area. Villa Marina Marketplace contains a total of 448,579 square feet and is characterized as having a mix of restaurant, entertainment, apparel and grocery retailers that serve not only the local community, but draw from across the greater westside of Los Angeles. The center has excellent access to the Marina (State 90) Freeway which begins next to the property, as well as the major north/south arterial, Lincoln Boulevard. The center is the sixth largest retail property on the westside, with the five largest being regional malls. It is also the largest retail property within its primary trade area.

      In order to define and analyze the subject property's market potential, it is important to first establish the boundaries of the primary and secondary trade areas from which the subject draws its customers. In some cases, defining the trade area may be complicated by the existence of other retail facilities whose trade areas overlap with that of the subject.

      Traditionally, a retail center's sales are primarily generated from within its primary area which is typically within reasonably close geographic proximity to the center itself. Generally, between 55 and 75 percent of a center's sales are generated within its primary trade area. The primary trade area is typically perceived to extend one to three miles from the center, but may extend as far as five miles. The secondary trade area generally refers to more outlying areas which provide less frequent customers to the center. Residents within the secondary trade area would be more likely to shop closer to home due to time and travel constraints. Typically, an additional 15 to 25 percent of a center's sales are derived from customers residing outside of the trade area.

      The center's primary trade area is defined by physical boundaries on two sides and major freeways on the remaining two sides. The southern boundary is Los Angeles International Airport and the City of El Segundo; however, the center does draw customers from the beach cities to the south for many of its specialty retailers. The western boundary is the Pacific Ocean. The northern border is the Santa Monica (Interstate 10) Freeway, with the Santa Monica Place regional mall situated immediately north. The eastern boundary is typically the San Diego (Interstate 405) Freeway, as the Fox Hills regional mall is directly east. This defined trade area extends roughly three miles north, east and south of the center. Within this trade area there is virtually no major competition. Beyond these boundaries exist some competitive properties; however, Villa Marina Marketplace draws customers from the areas adjacent these major freeways. Primary competition occurs in the grocery and drug categories, where some freestanding stores and smaller shopping centers are a factor within the trade area.

      Once the trade area is defined, the area's demographics and economic profile can be analyzed. With the assistance of data provided by Equifax National Decision Systems, we

================================================================================


                                      -30-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Wed Aug 6, 1997                                                           Page 1


                              CUSTOM SUMMARY REPORT
                          (POP FACTS: FULL DATA REPORT)
                BY EQUIFAX NATIONAL DECISION SYSTEMS 800-866-6511
                                  PREPARED FOR
                               Cushman & Wakefield

Glencoe Ave. & Maxella Ave.
Marina Del Rey, California               COORD:        33:59.23       118:26.37
--------------------------------------------------------------------------------
                                    1.00 MILE        3.00 MILE        5.00 MILE
DESCRIPTION                            RADIUS           RADIUS           RADIUS
--------------------------------------------------------------------------------
POPULATION
    2002 PROJECTION                    32,925          223,281          508,084
    1997 ESTIMATE                      30,284          215,853          487,067
    1990 CENSUS                        28,004          211,894          474,382
    1980 CENSUS                        23,215          196,626          441,338
    GROWTH 1980 - 1990                  20.63%            7.77%            7.49%

HOUSEHOLDS
    2002 PROJECTION                    15,294          102,227          234,483
    1997 ESTIMATE                      14,391           98,489          226,478
    1990 CENSUS                        13,332           94,733          218,561
    1980 CENSUS                        10,454           86,413          204,865
    GROWTH 1980 - 1990                  27.53%            9.63%            6.69%

1997 ESTIMATED POPULATION BY RACE      30,284          215,853          487,067
    WHITE                               69.60%           66.01%           63.71%
    BLACK                                3.53%            5.80%           10.95%
    ASIAN & PACIFIC ISLANDER            13.46%           13.70%           12.98%
    OTHER RACES                         13.42%           14.49%           12.36%

1997 ESTIMATED POPULATION              30,284          215,853          487,067
    HISPANIC ORIGIN                     31.99%           31.42%           27.93%

OCCUPIED UNITS                         13,332           94,733          218,561
    OWNER OCCUPIED                      38.30%           38.53%           35.72%
    RENTER OCCUPIED                     61.70%           61.47%           64.28%
    1990 AVERAGE PERSONS PER HH          2.09             2.19             2.12

1997 EST. HOUSEHOLDS BY INCOME         14,391           98,489          226,478
    $150,000 OR MORE                    10.55%           10.00%           10.42%
    $100,000 TO $149,999                10.15%            9.92%            9.27%
    $ 75,000 TO $ 99,999                13.24%           11.82%           11.08%
    $ 50,000 TO $ 74,999                21.62%           19.81%           19.61%
    $ 35,000 TO $ 49,999                14.55%           13.97%           14.66%
    $ 25,000 TO $ 34,999                10.26%           11.30%           11.73%
    $ 15,000 TO $ 24,999                 8.86%           10.28%           10.45%
    $  5,000 TO $ 15,000                 8.53%            9.83%            9.64%
    UNDER $ 5,000                        2.24%            3.07%            3.14%

1997 EST. AVERAGE HOUSEHOLD INCOME    $84,012          $80,061          $80,272
1997 EST. MEDIAN HOUSEHOLD INCOME     $56,431          $51,960          $50,474
1997 EST. PER CAPITA INCOME           $40,028          $36,833          $37,785

                                                                 Market Analysis
================================================================================

analyzed the subject's market area. It is difficult to quantify the precise extent of the subject's trade area, but based on the subject's tenant mix, size, and availability of similar stores and services in the surrounding areas, we consider a three-mile trade area to be most relevant for this analysis. Although some of the specialty tenants can attract clientele from a larger, secondary radius, the services are duplicated along other commercial corridors within roughly three miles of the subject. These commercial corridors are located in Santa Monica to the north, Fox Hills (Culver City) to the east, and El Segundo/Manhattan Beach to the south.

      Population

      According to the Equifax National Decision Systems (ENDS) data presented on the facing page, the total 1997 population within a three-mile radius of the subject is a significant 215,853. This data indicates that the population within this market area has increased 1.9 percent since 1990. Further population growth is projected through the year 2002. The trade area population should generally keep pace with that of the region as a whole.

      The number of households in the subject market area is also an important consideration. A household consists of all the people occupying a single housing unit. While individual members of a household purchase goods and services, these purchases actually reflect household needs and decisions. Thus the household is a critical unit to be considered when reviewing market data and forming conclusions about the trade areas as it impacts the retail center.

      According to ENDS, the primary trade area added 3,756 households between 1990 and 1997, an increase of 4.0 percent to 98,489 units. The compound annual growth rate between 1990 and 1997 was 0.8 percent and is expected to continue to grow slowly by 0.7 percent annually through 2002, reflecting the fact that this is a mature, slowly growing community. These estimates do not take into account the potential impact of the eventual development of 13,000 residential units in Playa Vista and the potential for increased development densities on County-owned marina land.

      Trade Area Income

      As indicated in the following table and color grids, the average and median household income characteristics for the one-, three- and five-mile radii around the subject property indicate that this area has a significant degree of purchasing power. Both the median and average household income levels are significantly higher than those of Los Angeles County.

      =================================================================
                               One-      Three-    Five-    Los Angeles
                               Mile       Mile     Mile       County
      -----------------------------------------------------------------
      1997 Income Estimates
      Average Household       $84,012   $80,061   $80,272      $69,131
      Median Household        $56,431   $51,960   $50,474      $45,064
      Per Capita              $40,028   $36,833   $37,785      $24,172
      =================================================================

      Median household incomes range generally from $35,000 to $99,999 within the immediate subject neighborhood. However, 32 percent of the households earn over $75,000

================================================================================


                                      -31-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================

GLENCOE AVE & MAXELLA AVE
LOS ANGELES, CA
1, 3 & 5 MILE RADII

POPULATION PER SQUARE MILE

                               [GRAPHIC OMITTED]

================================================================================

================================================================================

GLENCOE AVE & MAXELLA AVE
LOS ANGELES, CA
1, 3 & 5 MILE RADII

POPULATION % GROWTH 1997-2002

                               [GRAPHIC OMITTED]

================================================================================

================================================================================

GLENCOE AVE & MAXELLA AVE
LOS ANGELES, CA
1, 3 & 5 MILE RADII

1997 MEDIAN HOUSEHOLD INCOME ($)

                               [GRAPHIC OMITTED]

================================================================================

                                                                 Market Analysis
================================================================================

per year. A total of 20 percent earn over $100,000 per year. Thus, the data suggests that the subject center is located in a slowly growing, relatively affluent community. These demographics suggest that the subject area has a high concentration of purchasing power which should in turn have a positive impact on retail sales.

      Retail Sales

      The Los Angeles retail market was adversely affected by the recession during the early 1990's. The early phases of an economic recovery were substantiated by a jump in retail sales during 1994. Figures for 1995 and 1996 indicate a continued growth in sales levels. The following table details the decline and recent increase in total retail sales for both Los Angeles County and the City of Los Angeles.

                              Taxable Retail Sales
                     Los Angeles County And Los Angeles City

================================================================================
                     Los Angeles County                City of Los Angeles
--------------------------------------------------------------------------------
      Year       Total (millions)     % Change    Total (millions)      % Change
      ----       ----------------     --------    ----------------      --------

      1986           $41,269             --            $14,825             --
      1987           $44,239            7.2            $15,761            6.3
      1988           $46,820            5.8            $16,606            5.4
      1989           $50,104            7.0            $17,814            7.3
      1990           $50,922            1.6            $18,058            1.4
      1991           $48,332           -5.1            $17,054           -5.6
      1992           $48,450            0.2            $16,783           -1.6
      1993           $47,338           -2.3            $16,079           -4.2
      1994           $49,786            5.2            $16,761            4.2
      1995           $51,029            2.5            $17,036            1.6
      1996*          $52,574            3.0            $17,379            2.0

* Preliminary figures
  Source: California Retail Survey
================================================================================

      Retail sales in Los Angeles peaked during 1990, and in 1991 they declined over five percent. Retail sales continued to slide through 1993. Figures for 1994 indicated a reversal of this trend, with figures for 1995 and 1996 indicating continued growth in retail sales levels. In fact, 1996 estimated County sales are at record high levels. This increase in sales should ultimately have a positive impact on achievable rent and sale price levels in the subject's market area.

Competitive Supply

      The chart on the following page summarizes the primary existing competitive shopping centers in Marina del Rey and adjacent westside areas. Due to the wide variety of tenants at the subject, we have included regional malls, power specialty centers and traditional community/neighborhood shopping centers in our survey. The centers have range in size from 75,000 to 907,921 square feet, and are described below.

================================================================================


                                      -32-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

================================================================================

                               [GRAPHIC OMITTED]

                               Comparable Leases

================================================================================

                    Regional Mall Rental and Occupancy Survey
            Marina del Rey and Westside Los Angeles Area, California
                                  (August 1997)

=====================================================================================
Item                                           Year             Available
 No.            Name/Location                  Built  Size (SF) Space (SF) Occupancy
-------------------------------------------------------------------------------------
       Regional Malls

-------------------------------------------------------------------------------------
 1     Santa Monica Place                      1962;   567,000     2,800     99%
       SWC Broadway & 4th Street              Renov.
       Santa Monica                            1990

-------------------------------------------------------------------------------------
 2     Westside Pavilion                       1985,   755,735    73,750     90%
       S/S Pico Blvd. at Westwood Blvd.        1991
       West Los Angeles


-------------------------------------------------------------------------------------
 3     Fox Hills Mall                          1975;   907,921   163,000     82%
       SEC Slauson Ave. & Sepulveda Blvd.     Renov.
       Culver City                             1988

-------------------------------------------------------------------------------------
       Specialty Centers                                  0         0

-------------------------------------------------------------------------------------
 4     Beverly Connection                     Renov.   254,302      0       100%
       SEC Beverly Blvd. & La Cienega Blvd.    1990
       Los Angeles


-------------------------------------------------------------------------------------
S.P.   Villa Marina Marketplace               1974-76  448,579    19,658     96%
       NEC Marina (90) Freeway and Lincoln     and
       Boulevard                               1989
       Marina del Rey, California


-------------------------------------------------------------------------------------
Totals                                               2,933,537   259,208     91%

=====================================================================================

=======================================================================================================
Item                                            Annual Rent                       Annual       CAM
 No.            Name/Location                    PSF (NNN)     Anchor Tenants   Sales PSF   Charges PSF
-------------------------------------------------------------------------------------------------------
       Regional Malls

-------------------------------------------------------------------------------------------------------
 1     Santa Monica Place                        $40.00-          Macy's,          $370       $22.00
       SWC Broadway & 4th Street                 $125.00       Robinsons-May
       Santa Monica

-------------------------------------------------------------------------------------------------------
 2     Westside Pavilion                      $25.00-$70.00      Nordstrom,        $340       $19.60
       S/S Pico Blvd. at Westwood Blvd.                        Robinsons-May,
       West Los Angeles                                          Pavilions,
                                                              Goldwyn Theaters

-------------------------------------------------------------------------------------------------------
 3     Fox Hills Mall                         $18.00-$27.00       Macy's,          $260       $17.50
       SEC Slauson Ave. & Sepulveda Blvd.                        JCPenney,
       Culver City                                             Robinsons-May

-------------------------------------------------------------------------------------------------------
       Specialty Centers

-------------------------------------------------------------------------------------------------------
 4     Beverly Connection                     $21.00-$41.00    Ralphs, Rexall,     $470      $11.75
       SEC Beverly Blvd. & La Cienega Blvd.                     Sport Chalet,
       Los Angeles                                             General Cinema,
                                                                  Good Guys

-------------------------------------------------------------------------------------------------------
S.P.   Villa Marina Marketplace               $18.00-$42.00     Vons, Gelsons,     $273    $7.56-$9.24
       NEC Marina (90) Freeway and Lincoln                        Sav-On, UA
       Boulevard                                              Theater, Cineplex
       Marina del Rey, California                                Odeon, Sport
                                                                   Chalet

-------------------------------------------------------------------------------------------------------
Totals

=======================================================================================================

================================================================================


                                      -33-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

            Community/Neighborhood Center Rental and Occupancy Survey Marina del Rey and Westside Los Angeles Area, California
                                  (August 1997)

=====================================================================================
Item                                           Year             Available
 No.            Name/Location                  Built  Size (SF) Space (SF) Occupancy
-------------------------------------------------------------------------------------
 5     Lincoln Center                          1960's   161,381      8,000       95%
       SEC Lincoln Blvd. & Ocean Park Blvd.
       Venice

-------------------------------------------------------------------------------------
 6     Ralphs/Thrifty Center                 1960, 82   155,450       0         100%
       SEC Lincoln Blvd. & Lake Street
       Venice

-------------------------------------------------------------------------------------
 7     Marina Waterside Shopping Center        1967;    124,101      5,100       96%
       SEC Mindanao Way & Admiralty Way       Renov.
       Marina del Rey                          1990

-------------------------------------------------------------------------------------
 8     Raintree Plaza                          1970's   86,700       6,000       93%
       SWC Jefferson Blvd. & Overland Ave.
       Culver City

-------------------------------------------------------------------------------------
 9     Culver City Commercial Centre           1970's   150,000     12,000       92%
       NEC Jefferson Blvd. & Cota Street
       Culver City

-------------------------------------------------------------------------------------
10     Studio Village                          1963;    204,263       0         100%
       NEC Jefferson Blvd. & Sawtelle Blvd.   Renov.
       Culver City                             1990

-------------------------------------------------------------------------------------
11     Fox Hills Plaza                         1973      75,000      8,000       89%
       SWC Bristol Parkway &
       Green Valley Circle
       Culver City
-------------------------------------------------------------------------------------
S.P.   Villa Marina Marketplace               1974-76   448,579     19,658       96%
       NEC Marina (90) Freeway and Lincoln      and
       Boulevard                               1989
       Marina del Rey, California

-------------------------------------------------------------------------------------
Totals                                                1,405,474     50,758       96%
=====================================================================================

==============================================================================================
Item                                            Annual Rent                        CAM
 No.            Name/Location                    PSF (NNN)     Anchor Tenants   Charges PSF
----------------------------------------------------------------------------------------------
 5     Lincoln Center                         $18.00-$21.00        Lucky's             N/A
       SEC Lincoln Blvd. & Ocean Park Blvd.                     Supermarket
       Venice

----------------------------------------------------------------------------------------------
 6     Ralphs/Thrifty Center                       N/A             Ralphs              N/A
       SEC Lincoln Blvd. & Lake Street                          Supermarket,
       Venice                                                  Thrifty Drugs

----------------------------------------------------------------------------------------------
 7     Marina Waterside Shopping Center       $24.00-$51.00      Ralphs Marina        $5.40
       SEC Mindanao Way & Admiralty Way                             Market,
       Marina del Rey                                          California Pizza
                                                                Kitchen, Pier 1
----------------------------------------------------------------------------------------------
 8     Raintree Plaza                         $18.00-$24.00         Ralphs            $3.60
       SWC Jefferson Blvd. & Overland Ave.                      Supermarket,
       Culver City                                                 Denny's

----------------------------------------------------------------------------------------------
 9     Culver City Commercial Centre             $22.20          Ross, Target,        $3.00
       NEC Jefferson Blvd. & Cota Street                          A/V City
       Culver City

----------------------------------------------------------------------------------------------
10     Studio Village                              N/A         Vons Pavilions,         N/A
       NEC Jefferson Blvd. & Sawtelle Blvd.                      Toys `R Us,
       Culver City                                              Thrifty Drugs

----------------------------------------------------------------------------------------------
11     Fox Hills Plaza                        $13.80-$23.28       Marshalls,           N/A
       SWC Bristol Parkway &                                    Sav-On Drugs
       Green Valley Circle
       Culver City
----------------------------------------------------------------------------------------------
S.P.   Villa Marina Marketplace               $18.00-$42.00     Vons, Gelsons,     $7.56-$9.24
       NEC Marina (90) Freeway and Lincoln                     Sav-On, Cineplex
       Boulevard                                                 Odeon, Sport
       Marina del Rey, California                                  Chalet
----------------------------------------------------------------------------------------------
Totals
==============================================================================================

================================================================================


                                      -34-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      Items 1 through 3 represent regional malls within the westside of Los Angeles. These items were included based on the subject's specialty tenants located primarily in Phase II. We note that each of the projects is larger than the subject and located outside of the subject's primary trade area.

      Tenant retail sales levels range from $260 to $370 per square foot for those tenants reporting sales. The highest sales, and the highest rent levels, are achieved at Santa Monica Place (Item 1). This regional mall benefits from its desirable location in downtown Santa Monica, near the Third Street Promenade outdoor shopping and entertainment area. Santa Monica Place is reportedly approaching 100 percent occupancy.

      Item 2, Westside Pavilion, is a prominent regional mall in West Los Angeles boasting anchors Nordstrom and Robinsons-May, as well as a Vons Pavilions supermarket and Goldwyn Theaters. Occupancy at 90 percent has been hampered to a degree by the expansion of a three-level outdoor mall addition; this outdoor expansion is connected by a pedestrian bridge over Westwood Boulevard, and has not been as well received as the indoor component. Nevertheless, rent levels range from $25.00 to $70.00 per square foot annually, and tenant retail sales are currently $340 per square foot for those reporting.

      Item 3 is the Fox Hills Mall at the intersection of the Marina and San Diego Freeways in Culver City. The mall has had mixed success, and the owner, Trizec-Hahn, plans on redeveloping the mall with new anchor tenants including movie theaters. Current anchors include Macy's, Robinsons-May and JCPenney. Occupancy is now just 82 percent, with asking rents at $18.00 to $27.00 per square foot, down from $36.00 per square foot three years ago.

      Item 4 represents a multi-story specialty/power center located near Beverly Hills. The Beverly Connection was included based on its comparable tenant mix including a supermarket, drug store, movie theaters, Sport Chalet and The Good Guys. Beverly Connection benefits from its location across the street from the Beverly Center super regional mall. Further, the center fronts La Cienega Boulevard, a heavily traveled thoroughfare. Its demographics include a dense population per square mile and a high degree of purchasing power near Beverly Hills. As a result, the center is 100 percent occupied, and reported sales per square foot averaged $470 in 1996. Rent levels range from $21.00 to $41.00 per square foot annually.

      Items 5 through 11 represent traditional community and neighborhood shopping centers, included due to the subject's Phase I grocery and drug anchors. Items 5 through 7 are located in the subject's primary trade area, while Items 8 through 11 in adjacent Culver City compete on a secondary basis.

      Items 5 and 6 are located on Lincoln Boulevard in Venice. Surroundings and demographics are generally inferior to the subject's. Nevertheless, the centers boast strong occupancy levels.

      Perhaps the most competitive center in terms of location is Item 7, Marina Waterside. This center shares common demographics on Mindanao Way in Marina del Rey. However, the center faces away from the adjacent thoroughfare, Lincoln Boulevard. Its tenant mix includes a small Ralphs Marina Market, California Pizza Kitchen restaurant, Pier 1, U.S. Post Office and

================================================================================


                                      -35-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

Bank of America. Rent levels range from $24.00 to $51.00 per square foot annually, plus CAM charges of $5.40 per square foot. Occupancy is currently 96 percent.

      These centers represent the primary competitive supply for the subject development. The current vacancy level for the regional mall space is nine percent, while the combined vacancy rate for the 1.4 million square feet of community and neighborhood centers, including the subject, is just four percent. Asking rents range from $18.00 to $125.00 per square foot annually on a triple net basis at the regional malls, and from $13.80 to $51.00 per square foot annually at the neighborhood and community shopping centers.

      In addition to these asking rents, we also uncovered several recent actual leases within the greater Los Angeles area. These tenancies range from 56 to 60,000 square feet, and display initial rents of $9.96 to $385.71 per square foot annually. The lease data is presented on the enclosed chart, Summary of Comparable Retail Leases.

      We also uncovered several recent leases within the subject project, included on the chart, Summary of Recent Subject Leases. Recent subject leases range from $12.00 to $46.62 per square foot annually, triple net. Current asking rents for vacant space at the subject property range from $18.00 to $42.00 per square foot. The range in rents is attributable to the size of the tenancies and location within the center. Smaller ground floor spaces command premium rents.

================================================================================


                                      -36-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                       SUMMARY OF COMPARABLE RETAIL LEASES
                         GREATER LOS ANGELES, CALIFORNIA

=====================================================================================================
Item                                Lease    Size (SF)   Year Built              Annual Rent
 No.      Name/Location              Date                               Term      PSF (NNN)
=====================================================================================================
     Less Than 5,000 Square Feet

-----------------------------------------------------------------------------------------------------
 1   Wells Fargo (ATM)              11/96       56         1996       10 Yrs.       $385.71
     Promenade at Westlake
     Thousand Oaks, CA

-----------------------------------------------------------------------------------------------------
 2   Sun Glass Hut                  11/96      846         1996       8 Yrs.         $51.00
     Promenade at Westlake
     Thousand Oaks, CA

-----------------------------------------------------------------------------------------------------
 3   La Salsa                       11/96     1,487        1996       10 Yrs.        $48.00
     Promenade at Westlake
     Thousand Oaks, CA

-----------------------------------------------------------------------------------------------------
 4   Noah's Bagels                  11/96     1,904        1996       10 Yrs.        $39.60
     Promenade at Westlake
     Thousand Oaks, CA

-----------------------------------------------------------------------------------------------------
 5   Benneton                       7/97      2,000        1980;      5 Yrs.         $60.00
     Santa Monica Place                                 Renov. 1990
     Santa Monica, CA

-----------------------------------------------------------------------------------------------------
 6   Bath & Body                    7/97      3,500        1980;      7 Yrs.         $60.00
     Santa Monica Place                                 Renov. 1990
     Santa Monica, CA

-----------------------------------------------------------------------------------------------------
 7   Bank of America                8/97      1,370        1967;      5 Yrs.         $32.40
     Marina Waterside                                   Renov. 1990
     Marina del Rey, CA
-----------------------------------------------------------------------------------------------------

==========================================================================================
Item                                    Percentage
 No.      Name/Location                    Rent           Escalations          Concessions
==========================================================================================
     Less Than 5,000 Square Feet

------------------------------------------------------------------------------------------
 1   Wells Fargo (ATM)                    None               N/A                 None
     Promenade at Westlake
     Thousand Oaks, CA

------------------------------------------------------------------------------------------
 2   Sun Glass Hut                        N/A                N/A                  N/A
     Promenade at Westlake
     Thousand Oaks, CA

------------------------------------------------------------------------------------------
 3   La Salsa                             N/A                N/A                  N/A
     Promenade at Westlake
     Thousand Oaks, CA

------------------------------------------------------------------------------------------
 4   Noah's Bagels                        N/A                N/A                  N/A
     Promenade at Westlake
     Thousand Oaks, CA

------------------------------------------------------------------------------------------
 5   Benneton                        Not disclosed        Annual CPI         2 months free
     Santa Monica Place                                                     $7.50 PSF TI's
     Santa Monica, CA

------------------------------------------------------------------------------------------
 6   Bath & Body                     Not disclosed        Annual CPI         2 months free
     Santa Monica Place                                                         No TI's
     Santa Monica, CA

------------------------------------------------------------------------------------------
 7   Bank of America                      None            Annual CPI             None
     Marina Waterside
     Marina del Rey, CA
------------------------------------------------------------------------------------------

================================================================================


                                      -37-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

=====================================================================================================
Item                                Lease    Size (SF)   Year Built              Annual Rent
 No.      Name/Location              Date                              Term       PSF (NNN)
=====================================================================================================
     5,000 to 10,000 Square Feet

-----------------------------------------------------------------------------------------------------
 8   Hollywood Video                11/96     7,218        1996       15 Yrs.        $27.00
     Promenade at Westlake
     Thousand Oaks, CA

-----------------------------------------------------------------------------------------------------
 9   Hollywood Video                1/97      7,500        1978       10 Yrs.        $21.60
     NEC Western Avenue &
     Park Western Drive
     San Pedro, CA

-----------------------------------------------------------------------------------------------------
10   Hallmark Showcase              6/97      6,566        1996       7 Yrs.         $22.00
     Promenade at Westlake
     Thousand Oaks, CA

-----------------------------------------------------------------------------------------------------
11   U. S. Post Office              8/97      5,500        1967;      10 Yrs.        $30.00
     Marina Waterside                                   Renov. 1990
     Marina del Rey, CA

-----------------------------------------------------------------------------------------------------
12   Pier 1                         9/97      9,800        1967;      10 Yrs.        $23.76
     Marina Waterside                                   Renov. 1990
     Marina del Rey, CA

-----------------------------------------------------------------------------------------------------

==========================================================================================
Item                               Percentage
 No.      Name/Location               Rent            Escalations          Concessions
==========================================================================================
     5,000 to 10,000 Square Feet

------------------------------------------------------------------------------------------
 8   Hollywood Video                   N/A                N/A                  N/A
     Promenade at Westlake
     Thousand Oaks, CA

------------------------------------------------------------------------------------------
 9   Hollywood Video                   None        Fixed escalations      Not disclosed
     NEC Western Avenue &
     Park Western Drive
     San Pedro, CA

------------------------------------------------------------------------------------------
10   Hallmark Showcase                 N/A                N/A                  N/A
     Promenade at Westlake
     Thousand Oaks, CA

------------------------------------------------------------------------------------------
11   U. S. Post Office                 None            Annual CPI             None
     Marina Waterside
     Marina del Rey, CA

------------------------------------------------------------------------------------------
12   Pier 1                            N/A          Month 7: $24.84           None
     Marina Waterside                                Year 2: $25.32
     Marina del Rey, CA                              Year 3: $28.56
                                                  Yrs. 4-10: Ann. CPI
------------------------------------------------------------------------------------------

================================================================================


                                      -38-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

=====================================================================================================
Item                                Lease    Size (SF)   Year Built              Annual Rent
 No.      Name/Location              Date                              Term       PSF (NNN)
=====================================================================================================
     10,000 to 20,000 Square Feet

------------------------------------------------------------------------------------------------------
13   Sav-On Drugs                   3/96      19,048       1968       20 Yrs.        $12.72
     1615 West Verdugo Avenue
     Burbank, CA

------------------------------------------------------------------------------------------------------
14   Sav-On Drugs                   4/96      15,000       1985       20 Yrs.        $9.96
     29995 Alicia Parkway
     Laguna Niguel, CA

------------------------------------------------------------------------------------------------------
15   Sav-On Drugs                   6/96      15,370     1970, 96     20 Yrs.        $11.52
     NEC Imperial Hwy./Harbor Bl.
     Fullerton, CA

------------------------------------------------------------------------------------------------------
16   Petco                          12/96     11,483        N/A       15 Yrs.        $22.00
     8783 West Pico Boulevard
     West Los Angeles, CA

------------------------------------------------------------------------------------------------------
17   Mann Theatres                  12/96     13,200       1996       10 Yrs.        $24.60
     The Exchange
     Glendale, CA

------------------------------------------------------------------------------------------------------
18   Cost Plus                      1/97      18,930       1996       15 Yrs.        $18.00
     Promenade at Westlake
     Thousand Oaks, CA

------------------------------------------------------------------------------------------------------

==========================================================================================
Item                               Percentage
 No.      Name/Location               Rent            Escalations          Concessions
==========================================================================================
     10,000 to 20,000 Square Feet

------------------------------------------------------------------------------------------
13   Sav-On Drugs                      None         Year 11: $14.04           None
     1615 West Verdugo Avenue                       Year 16: $15.36
     Burbank, CA

------------------------------------------------------------------------------------------
14   Sav-On Drugs                      None         Year 11: $11.04           None
     29995 Alicia Parkway                           Year 16: $12.72
     Laguna Niguel, CA

------------------------------------------------------------------------------------------
15   Sav-On Drugs                      N/A            Mid-term 10%            None
     NEC Imperial Hwy./Harbor Bl.
     Fullerton, CA

------------------------------------------------------------------------------------------
16   Petco                             None          Minimum of 10%       3 months free
     8783 West Pico Boulevard                        Years 6 and 11          No TI's
     West Los Angeles, CA

------------------------------------------------------------------------------------------
17   Mann Theatres                     None          Year 6: $27.00           None
     The Exchange
     Glendale, CA

------------------------------------------------------------------------------------------
18   Cost Plus                         N/A                N/A                  N/A
     Promenade at Westlake
     Thousand Oaks, CA

------------------------------------------------------------------------------------------

================================================================================


                                      -39-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

==============================================================================================
Item                             Lease    Size (SF)   Year Built              Annual Rent
 No.      Name/Location           Date                              Term       PSF (NNN)
==============================================================================================
     Greater than 20,000 Sq. Feet

----------------------------------------------------------------------------------------------
19   Edwards Theaters             1/95      40,000       1995       20 Yrs.        $18.00
     Adjacent South Coast Plaza           (10
     Costa Mesa, CA                        screens)

----------------------------------------------------------------------------------------------
20   Food 4 Less                  6/95      45,281       1995       20 Yrs.        $14.52
     NEC Lankershim/Webb Ave.
     Sun Valley, CA

----------------------------------------------------------------------------------------------
21   Office Max                   6/95      27,000       1995       10 Yrs.        $18.00
     350 North Moorpark Road
     Thousand Oaks, CA

----------------------------------------------------------------------------------------------
22   Office Max                   4/96      37,000       1973      6.4 Yrs.        $15.60
     3665 Pacific Coast Highway
     SWC Torrance Boulevard
     Torrance, CA

----------------------------------------------------------------------------------------------
23   The Good Guys                9/96      20,550       1960;      15 Yrs.        $19.80
     Janss Marketplace                                Renov. 1994
     Thousand Oaks, CA

----------------------------------------------------------------------------------------------
24   AMC Theater                  11/96     24,000       1997       20 Yrs.        $19.00
     Marina Pacific Mall
     Long Beach, CA

----------------------------------------------------------------------------------------------
25   Barnes & Noble               11/96     20,600       1996       10 Yrs.        $23.76
     Promenade at Westlake
     Thousand Oaks, CA

----------------------------------------------------------------------------------------------
26   Bristol Farms                11/96     31,578       1996       20 Yrs.        $20.10
     Promenade at Westlake
     Thousand Oaks, CA

----------------------------------------------------------------------------------------------
27   Club Disney                  2/97      27,910       1996       15 Yrs.        $18.68
     Promenade at Westlake                (6,371
     Thousand Oaks, CA                      Mezz.)

----------------------------------------------------------------------------------------------
28   General Cinema Corp.         4/97      60,000       1997       20 Yrs.        $23.15
     South Bay Galleria
     Redondo Beach, CA
----------------------------------------------------------------------------------------------

==========================================================================================
Item                               Percentage
 No.      Name/Location               Rent            Escalations          Concessions
==========================================================================================
     Greater than 20,000 Sq. Feet

------------------------------------------------------------------------------------------
19   Edwards Theaters                  None          Year 6: $18.72           None
     Adjacent South Coast Plaza                     Year 16: $21.96
     Costa Mesa, CA

------------------------------------------------------------------------------------------
20   Food 4 Less                       N/A           Year 6: $16.20           None
     NEC Lankershim/Webb Ave.                       Year 11: $18.24
     Sun Valley, CA

------------------------------------------------------------------------------------------
21   Office Max                        None           Mid-term CPI        No free rent;
     350 North Moorpark Road                                              Build to suit
     Thousand Oaks, CA

------------------------------------------------------------------------------------------
22   Office Max                        None               Flat                None
     3665 Pacific Coast Highway
     SWC Torrance Boulevard
     Torrance, CA

------------------------------------------------------------------------------------------
23   The Good Guys                     None          Year 6: $22.20       Build to suit
     Janss Marketplace                              Year 11: $26.16
     Thousand Oaks, CA

------------------------------------------------------------------------------------------
24   AMC Theater                       N/A                N/A            $62.50 PSF TI's
     Marina Pacific Mall
     Long Beach, CA

------------------------------------------------------------------------------------------
25   Barnes & Noble                    N/A         Fixed escalations           N/A
     Promenade at Westlake
     Thousand Oaks, CA

------------------------------------------------------------------------------------------
26   Bristol Farms                     N/A         Fixed escalations           N/A
     Promenade at Westlake
     Thousand Oaks, CA

------------------------------------------------------------------------------------------
27   Club Disney                       N/A         Fixed escalations           N/A
     Promenade at Westlake                           every 3 years
     Thousand Oaks, CA

------------------------------------------------------------------------------------------
28   General Cinema Corp.              10%                N/A           $160.00 PSF TI's
     South Bay Galleria
     Redondo Beach, CA
------------------------------------------------------------------------------------------

================================================================================


                                      -40-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                        SUMMARY OF RECENT SUBJECT LEASES
                            VILLA MARINA MARKETPLACE
                           MARINA DEL REY, CALIFORNIA

==============================================================================================
                                                            LEASED                    ANNUAL
  SUITE                                        LEASE         AREA                      RENT
   NO.      TENANT NAME                         DATE         (SF)        TERM         PSF NNN
==============================================================================================
            Less than 5,000 Square Feet

----------------------------------------------------------------------------------------------
 Phase II   Marina Optometric Center            3/96         1,870      4 yrs.        $18.00
  Upper
   230

----------------------------------------------------------------------------------------------
 Phase I    VP Discount Health Food             3/96         1,700      9 yrs.        $24.00
   D04

----------------------------------------------------------------------------------------------
 Phase II   Firenza Shoes                       6/96         2,070      9 yrs.        $12.00
  Upper
   260

----------------------------------------------------------------------------------------------
 Phase II   Antica Pizzeria                     3/97         3,860      13 yrs.       $12.87
  Upper
   201

----------------------------------------------------------------------------------------------
 Phase I    Havana Studios                      6/97          695       6 yrs.        $46.62
   C07

----------------------------------------------------------------------------------------------
            5,000 to 10,000 Square Feet

----------------------------------------------------------------------------------------------
 Phase I    Party Plaza                         5/96         5,235      10 yrs.       $15.00
   B13
==============================================================================================

========================================================================================================

  SUITE                                        OVERAGE
   NO.      TENANT NAME                          RENT            ADJUSTMENTS      CONCESSIONS
========================================================================================================
            Less than 5,000 Square Feet

--------------------------------------------------------------------------------------------------------
 Phase II   Marina Optometric Center               None               Flat         12 mos. @ $8.98
  Upper                                                                            $16.04 PSF TI's
   230

--------------------------------------------------------------------------------------------------------
 Phase I    VP Discount Health Food                 4%          6% every 2 years   None
   D04

--------------------------------------------------------------------------------------------------------
 Phase II   Firenza Shoes                           5%             Annual 3%       2 months free
  Upper                                                                            No TI's
   260

--------------------------------------------------------------------------------------------------------
 Phase II   Antica Pizzeria                         5%             Annual CPI      4 months free
  Upper                                                                            No TI's
   201

--------------------------------------------------------------------------------------------------------
 Phase I    Havana Studios                          6%             Annual CPI      None
   C07

--------------------------------------------------------------------------------------------------------
            5,000 to 10,000 Square Feet

--------------------------------------------------------------------------------------------------------
 Phase I    Party Plaza                             8%             Annual 3%       No free rent;
   B13                                                                             $19.10 PSF TI's
========================================================================================================

================================================================================


                                      -41-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

Subject Market Potential

      Of the subject tenants, six have lease areas of 20,000 square feet or more (Vons, Sav-On, UA Theatres, Cineplex Odeon, Gelson's and Sport Chalet). The character of the subject center is dictated to a large degree by the image of these major tenants in conjunction with the national tenants including the Gap, Victoria's Secret, Structure, Express, and Barnes & Noble. These tenants have an upscale image in conjunction with the "middle America" image presented by the traditional food and drug anchors, and the satellite tenants that have been attracted by these stores are primarily compatible in terms of their target market. The subject's use does conform with the needs of the immediate community and appears to be well suited for this location.

      The subject was constructed in two phases in 1974-76 and 1989. Phase I provides typical food and drug anchors, while Phase II has more specialty and mall-type tenants. The subject property has maintained high occupancy levels during the 1990's. Other regional tenants include Souplantation, Sunglass Hut, Bank of America, CenFed Bank, Fantastic Sams, Coffee Bean, Jamba Juice, Kinkos, Marie Callenders, Koo Koo Roo, Panda Express, Chin Chin, Payless Shoesource, Mens Wearhouse, Supercuts, Tower Records, Wherehouse Records, State Farm, Waldenbooks, and Westworld. The center is currently 96 percent occupied.

Conclusions--Rent Levels

      Our market rent conclusions are based on an analysis of the comparable data and recent subject leases discussed above. We considered the fact the West Los Angeles market has tightened recently. Our conclusions for market rent for the subject space range from $12.00 per square foot annually for anchors and upper floor tenants, to $42.00 per square foot annually for small ground floor tenants in prominent locations. Leases are written on a triple net basis with Common Area Maintenance charges (including real estate tax and insurance charges) ranging from $7.56 per square foot at Phase I to $9.24 per square foot at the newer Phase II.

      In the final analysis, we have concluded at the following market rent structure on an annual triple net basis:

      Phase I Anchors:              $12.00 to $30.00 PSF
      Phase II Anchors:             $18.00 to $24.00 PSF
      Phase I In-line:              $15.00 to $42.00 PSF
      Phase II Ground Floor:        $21.00 to $24.00 PSF
      Phase II Upper Floor:         $12.00 to $24.00 PSF
      Phase I Upper Floor Office:   $19.80 to $21.00 PSF Gross

      These conclusions assume a tenant improvement allowance of zero to $5.00 per square foot for new tenants, and zero to $2.00 per square foot for renewals. Leasing commissions are typically five percent of aggregate rent for new tenants, and zero to 2.5 percent for renewals.

      A comparison of current contract rents and our conclusions of market rent are presented on the following charts, Villa Marina Marketplace, Contract versus Market Rent Analysis. As set forth on these charts, current contract rents are generally consistent with market levels.

================================================================================


                                      -42-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

--------------------------------------------------------------------------------
                            VILLA MARINA MARKETPLACE
                                     PHASE I
                               CONTRACT VS. MARKET
                                  RENT ANALYSIS

                                                                             Contract                       Market
                                                        Lease                --------                       ------
Unit No.        Tenant             Rentable SF     Expiration            PSF          Total          Total            PSF
--------        ------             -----------     ----------            ---          -----          -----            ---

-------------------------------------------------------------------------------------------------------------------------
B18        Von's                        28,900         Oct-03          $3.46        $99,994       $346,800         $12.00
A05        Sav-On Drugs                 25,500         Jan-04          $3.14        $80,070       $306,000         $12.00
C11        UA Theatres                  21,365         May-00          $5.09       $108,748       $512,760         $24.00
G100       Good Guys                    14,700         Dec-06         $28.47       $418,509       $441,000         $30.00
                                        ------                        ------       --------       --------         ------
Subtotal, Anchors                       90,465                         $7.82       $707,321     $1,606,560         $17.76

G03        A-1 Answering Service         1,336         Oct-01         $24.33        $32,505        $26,453         $19.80
C09        Aunt Kizzy's Back Porch       2,462         Oct-07         $47.24       $116,305        $88,632         $36.00
C05        Avaunt Travel                   720         Feb-99         $43.18        $31,090        $25,920         $36.00
C18        Baja Fresh                    1,675         Sep-05         $24.92        $41,741        $60,300         $36.00
C10B       Bank of America ATM             136         Aug-02        $105.88        $14,400        $14,280        $105.00
F01        Barnes & Noble               12,000         May-04         $28.42       $341,040       $360,000         $30.00
C01        Blimpie's Subs                1,139         Apr-99         $32.14        $36,607        $41,004         $36.00
P01        Carl's Jr.                    2,558         Apr-00         $14.07        $35,991        $76,740         $30.00
D02        CenFed Bank                   3,522         Dec-01         $43.35       $152,679       $126,792         $36.00
P04        Chan Darette                  3,702         Jul-05         $18.91        $70,005        $88,848         $24.00
C20        Coffee Bean                     800         Dec-03         $36.00        $28,800        $28,800         $36.00
B06        Compliments Fashions          3,900         Aug-97          $3.37        $13,143        $70,200         $18.00
C14        Delhi Palace                  2,808         Mar-00         $33.00        $92,664       $101,088         $36.00
G02        Dr. Ramin Partovy             1,689          Mo-Mo         $24.57        $41,499        $33,442         $19.80
D04A       East Coast Bagel              1,300         Dec-04         $33.00        $42,900        $31,200         $24.00
B04        East Japanese Restaurant      2,610         Mar-02         $36.00        $93,960        $62,640         $24.00
C15        Fantastic Sams                1,380         Jul-00         $24.00        $33,120        $49,680         $36.00
B16        Frame-N-Lens                  1,200         Dec-98         $40.79        $48,948        $28,800         $24.00
C07        Havana Studios                  695         Mar-04         $46.62        $32,401        $29,190         $42.00
B15        Jamba Juice                   1,200         Dec-05         $45.60        $54,720        $50,400         $42.00
A03        John Peri Hair                1,420         Dec-98         $24.00        $34,080        $34,080         $24.00
P03        Kinkos                        6,400         Jun-06         $34.20       $218,880       $192,000         $30.00
C10        Koo Koo Roo                   2,309         Oct-09         $38.98        $90,005        $83,124         $36.00
C06        Lisa's Cookies                  821         Jan-05         $39.48        $32,413        $29,556         $36.00
C17        Mail Boxes                      961         Jul-04         $31.19        $29,974        $34,596         $36.00
P02        Marie Callender's             8,378         Mar-00          $7.72        $64,678       $150,804         $18.00
D05        Marina Dental                 2,186         Jun-03         $40.17        $87,812        $65,580         $30.00
A02        Maytag Laundry                1,400         Dec-03         $14.40        $20,160        $33,600         $24.00
D06        Men's Wearhouse               5,000         Jun-05         $24.00       $120,000       $120,000         $24.00
D01        Nichol's Restaurant           3,781         Dec-99          $6.00        $22,686        $90,744         $24.00
C04        Panda Express                 1,500         Jun-02         $39.00        $58,500        $54,000         $36.00
B13        Party Plaza                   5,235         Aug-06         $15.00        $78,525        $78,525         $15.00
B09        Payless Shoesource            2,798         Apr-99         $34.20        $95,692        $67,152         $24.00
B05        Phazes                        2,500         Apr-07         $21.00        $52,500        $60,000         $24.00
C16        PhotoShots                    1,281         Nov-00         $26.78        $34,305        $46,116         $36.00
B17        Pizzarito                     1,200         Dec-03         $43.33        $51,996        $28,800         $24.00
C08        Prebica Coffee                1,480          Mo-Mo         $44.51        $65,875        $53,280         $36.00
B12        Radio Shack                   2,630         Mar-03         $18.00        $47,340        $63,120         $24.00
B07        Remedy Temporary              1,362         Jul-99         $19.80        $26,968        $32,688         $24.00
C19        Spudnuts Donuts                 685         Apr-01         $47.41        $32,476        $28,770         $42.00
G01        State Farm                      750          Mo-Mo         $27.00        $20,250        $15,750         $21.00
B11        Supercuts                     1,440         Nov-01         $41.38        $59,587        $34,560         $24.00
B03        Swiss Jewelers                  915         Dec-03         $46.81        $42,831        $38,430         $42.00
G200       Tower Records                12,000         Oct-07         $21.40       $256,800       $288,000         $24.00
D06A       Universal Jewelers            1,575         Oct-07         $43.13        $67,930        $37,800         $24.00
A01        Villa Marina Cleaners         1,165         Dec-03         $13.80        $16,077        $27,960         $24.00
D04        VP Discount Health            1,700         Dec-05         $24.00        $40,800        $40,800         $24.00
B01        Waldenbooks                   2,560         Mar-99         $30.00        $76,800        $61,440         $24.00
C12        Westworld                     3,000         Sep-97         $46.39       $139,170       $108,000         $36.00
C03        Warehouse Records             6,000         Jan-99         $44.76       $268,560       $216,000         $36.00
C13        Yogurt Machine                  795         Apr-01         $37.80        $30,051        $33,390         $42.00
A04        20/20 Video                   4,350         Mar-98         $38.62       $167,997       $104,400         $24.00
                                                                      ------       --------       --------         ------
Vacant                                  11,196
                                        ------

Subtotal, In-Line Retail               147,605                        $25.79     $3,806,233     $3,747,474         $25.39

Totals:                                238,070                        $18.96     $4,513,554     $5,354,034         $22.49

-------------------------------------------------------------------------------------------------------------------------

                                                                 Market Analysis
================================================================================

--------------------------------------------------------------------------------
                            VILLA MARINA MARKETPLACE
                                    PHASE II
                               CONTRACT VS. MARKET
                                  RENT ANALYSIS

                                                                    Contract                       Market
                                                Lease               --------                       ------
Unit No.       Tenant       Rentable SF    Expiration           PSF          Total          Total           PSF
--------       ------       -----------    ----------           ---          -----          -----           ---

---------------------------------------------------------------------------------------------------------------
270     Cineplex Odeon           34,318        Dec-08        $27.64       $948,550       $823,632        $24.00
100     Gelson's                 37,012        Feb-09        $12.16       $450,066       $666,216        $18.00
138     Sport Chalet             42,276        Nov-99        $17.12       $723,765       $760,968        $18.00
                                 ------                      ------       --------       --------        ------
Subtotal, Anchors               113,606                      $18.68     $2,122,381     $2,250,816        $19.81

201     Antica Pizzeria           3,860        May-10        $12.87        $49,678        $46,320        $12.00
258     Canterbury Cafe             609        Jul-04        $29.56        $18,002        $14,616        $24.00
266     Chin Chin                 3,256        Jun-99        $32.02       $104,257        $78,144        $24.00
234     Claire's Boutique           935        Dec-04        $21.39        $20,000        $22,440        $24.00
254     Eek!!! Originals          2,140         Mo-Mo         $2.70         $5,778        $38,520        $18.00
233     Elegant Nails               935        Jan-02        $24.00        $22,440        $22,440        $24.00
120     Express/Bath & Body      10,927        Jan-06        $20.00       $218,540       $262,248        $24.00
248     Fara Fina                 1,257        Dec-00        $18.00        $22,626        $22,626        $18.00
260     Firenza Shoes             2,070        Mar-06        $12.36        $25,585        $24,840        $12.00
114     The Gap                   7,002        Jan-03        $26.00       $182,052       $168,048        $24.00
225     Great Earth Vitamins        615        May-99        $37.86        $23,284        $14,760        $24.00
240     Info Station                252         Mo-Mo         $0.00             $0         $3,024        $12.00
253     InnerSpace                1,880        May-98        $17.95        $33,746        $33,840        $18.00
204     L.A. Fitness             18,558        Feb-04        $16.39       $304,166       $334,044        $18.00
238     Leonard Drake Skin        1,500        Dec-03        $30.69        $46,035        $36,000        $24.00
236     Linear Hair Salon         1,250        Jul-99        $45.17        $56,463        $30,000        $24.00
225B    Marina Bay Watch          1,021        Jun-03        $25.22        $25,750        $24,504        $24.00
230     Marina Optometric         1,870        Oct-00        $18.00        $33,660        $33,660        $18.00
132     Maxamillian               2,474        Apr-01        $29.22        $72,290        $59,376        $24.00
252     QQ Beauty Center          1,250        Sep-02        $32.40        $40,500        $30,000        $24.00
220     Ruby's Diner              3,876        Oct-01        $24.77        $96,009        $69,768        $18.00
202     Souplantation             9,184        May-99        $28.82       $264,683       $165,312        $18.00
136     Structure                 5,300        Jan-07        $21.00       $111,300       $127,200        $24.00
246     Sunglass Hut                780        Dec-04        $25.64        $19,999        $18,720        $24.00
106     Victoria's Secret         5,640        Jan-06        $21.00       $118,440       $135,360        $24.00
                                                             ------       --------       --------        ------
Vacant                            8,462
                                  -----

Subtotal, In-Line Retail         96,903                      $19.76     $1,915,282     $1,815,810        $18.74

Totals:                         210,509                      $19.18     $4,037,662     $4,066,626        $19.32

---------------------------------------------------------------------------------------------------------------

================================================================================


                                      -43-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

Future Competitive Supply

      The developer of the proposed Playa Vista project, Maguire Partners, has received City Council approval for the first stage of this multibillion-dollar plan. Phase one is slated to include 1.25 million square feet of office space, 25,000 square feet of neighborhood retail shops, 3,246 housing units and a 300-room hotel on the 1,087-acre parcel. The highlight of this development will be the DreamWorks SKG 1,000-acre high tech studio lot, which will include over 500,000 square feet of office and studio space. Studio-affiliated businesses are already making plans to relocate near the studio. Recently, however, Chase Manhattan Bank filed a notice of default against the property, and a partnership headed by Morgan Stanley and Goldman Sachs purchased the note. It is likely that a restructured partnership will proceed with development.

      An additional development site known as Marina Place is located on the north side of Washington Boulevard, east of Lincoln Boulevard. A regional shopping center has been proposed for the site. However, the project has been mired in litigation for several years, as various local groups have voice opposition to the scope of the project. More recent discussions have centered around a potential power center or multiple residential project for the site, neither of which would be directly competitive with the subject. The project is currently on hold, and the potential ground breaking date is uncertain at this time.

      A proposed multiple residential project has broken ground at the northeast corner of Glencoe Avenue and Maxella Avenue, across the street from the subject property. Overall, the subject neighborhood is largely developed and in a stable phase of its life cycle.

Operating Expenses

      We reviewed the operating statements of the subject and similar retail properties with which we are familiar. Based on the wide variety of tenant types at the subject project, we utilized expense comparables representing both regional malls and community/neighborhood shopping centers. Expense comparables and subject historical expenses for 1995 through annualized 1997 are presented on the following charts.

================================================================================


                                      -44-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

                         SUMMARY OF EXPENSE COMPARABLES
                         Greater Los Angeles, California

====================================================================================================================================
                             Regional Mall    Regional Mall    Power Center   Power Center    Community Center   Neighborhood Center
                            West Los Angeles      Orange     West Los Angeles     Brea            San Pedro          Granada Hills
                               755,000 SF       830,000 SF      255,000 SF     300,000 SF        195,000 SF           90,000 SF
                               Built 1985      Built 1960's     Built 1990    Built 1987, 90   Built 1964, 88      Built 1960, 94
                              1996 Actual      1997 Budget      1996 Actual    1996 Actual      1996 Actual          1996 Actual
                            ========================================================================================================
Operating Expenses Per SF
         R.E. Taxes               $3.90               $0.36             $2.45          $1.41            $1.52               $1.25
         Insurance                 1.00                0.27             $1.39          $0.25            $0.80                0.46
         Utilities                 2.35                0.01             $0.72          $0.29              N/A                 N/A
         Common Area               9.40                5.38             $4.78          $1.05            $2.27                0.84
         Maintenance
         Administrative            2.95                1.30             $1.33          $0.13            $0.95                0.56
         Management                 N/A                0.44             $1.13          $0.63            $0.51                 N/A
         Ground Rent                                   0.36                            $1.03


                                ----------------------------------------------------------------------------------------------------
Total Expenses Per SF:           $19.60               $8.12            $11.80          $4.79            $6.05               $3.11
                                ----------------------------------------------------------------------------------------------------

====================================================================================================================================

================================================================================


                                      -45-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                          SUMMARY OF INCOME & EXPENSES
                            VILLA MARINA MARKETPLACE
                           Marina del Rey, California

=============================================================================================================
                                              1995                      1996         Annualized 1997 (6 mos.)
                                        Total      PSF            Total      PSF            Total     PSF
                                 ============================================================================
Income
      Rental Income               $8,028,388    $17.90      $8,024,796    $17.89      $8,560,016   $19.08
      Overage Rent                   628,256      1.40         719,460      1.60         763,710     1.70
      Expense Recoveries           2,749,475      6.13       2,566,630      5.72       2,159,610     4.81
      Miscellaneous Income           107,422      0.24          15,594      0.03           6,290     0.01
      Bad Debt Expense               (82,885)    (0.18)         (8,991)    (0.02)        (17,058)   (0.04)

                                 ------------------------------------------------------------------------
Total Income                     $11,430,656    $25.48     $11,317,489    $25.23     $11,472,568   $25.58
                                 ------------------------------------------------------------------------

Operating Expenses
      R.E. Taxes                    $758,445     $1.69        $818,070     $1.82        $861,788    $1.92
      Insurance                       55,269      0.12         234,969      0.52         187,296     0.42
      Utilities                      225,232      0.50         283,652      0.63         297,226     0.66
      Common Area Maintenance      1,581,581      3.53       1,536,254      3.42       1,254,658     2.80
      Administrative                 287,511      0.64         168,128      0.37         210,112     0.47
      Management                     485,638      1.08         169,218      0.38         137,178     0.31

                                 ------------------------------------------------------------------------
Total Expenses:                   $3,393,676     $7.57      $3,210,291     $7.16      $2,948,258    $6.57
                                 ------------------------------------------------------------------------

                                 ------------------------------------------------------------------------
Net Operating Income              $8,036,980    $17.92      $8,107,198    $18.07      $8,524,310   $19.00
                                 ------------------------------------------------------------------------

      Management as a % of EGI          4.2%                      1.5%                      1.2%

=============================================================================================================

      Rentable Square Feet           448,579

================================================================================


                                      -46-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

Analysis of Operating Expenses

      We analyzed each item of expense and considered amounts an informed investor would consider reasonable.

      Real Estate Taxes

      A discussion of how real estate taxes are calculated is included in the "Real Estate Taxes and Assessments" section of this report. Typically, the property's sale price (presumed value upon sale) is multiplied by the property's tax rate. In accordance with California's Proposition 13, property taxes typically increase by two percent annually until the property is sold or new construction takes place. Nevertheless, the subject's current tax bill of $1.92 per square foot of rentable area is in line with the comparable data ranging from $0.36 to $3.90 per square foot.

      Insurance

      The most recent subject insurance expense is equivalent to $0.42 per square foot of rentable building area, and is supported by actual costs at the subject and comparable facilities ranging from $0.25 to $1.39 per square foot. Insurance costs have been increasing since the 1994 Northridge Earthquake. This figure includes estimated costs for casualty and liability insurance.

      Utilities

      Utilities expense includes the cost of electricity, natural gas, and water and sewer. Comparable operating levels for this category form a wide range from $0.01 to $2.35 per square foot. At the subject, these costs have ranged from $0.50 to $0.66 per square foot. These costs are well within the indicated range. Based on this current market data, we have concluded that utility expenses are consistent with the market.

      Common Area Maintenance

      This expense category includes the cost of common area maintenance, landscaping parking area maintenance, security, repairs and maintenance to the electrical systems, plumbing systems, and elevators, as well as the cost of supplies, repairs, structural and roof repairs, and labor. Costs at the subject have ranged from $2.80 to $3.53 per square foot. Comparable facilities range from $0.84 at a small neighborhood center, to $9.40 at a regional mall. Item 3, the West Los Angeles power center, is the best comparable in terms of its multi-story design and tenant mix. This item displayed an expense level of $4.78 per square foot. We conclude the subject expense level is consistent with the market.

      Administrative

      This expense includes administration, legal and accounting, marketing, and general office expenses including wages and payroll taxes. Past expense levels here have ranged from $0.37 to $0.64 per square foot. The subject expenses are at the low end but appear consistent with the comparable data which ranges from $0.13 to $2.95 per square foot.

      Management Fees

      The typical fee for managing a property such as this ranges from two to four percent of effective gross income. On a per square foot basis, the comparables range from $0.44 to $1.13 per square foot, while the subject ranges from $0.31 to $1.08 per square foot. The

================================================================================


                                      -47-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

subject expense level has decreased since its current ownership assumed operations in early 1996. This fee includes collection, supervision, and budget preparation.

      Reserves for Replacements

      It is customary and prudent to deduct an annual sum from revenues to establish a reserve for replacing short-lived items throughout the property. A reasonable annual amount is utilized to cover the cost of replacing the roof, the mechanical systems, and the parking area. As is the market practice, this expense is deducted from the net operating income as opposed to effective gross income. In the discounted cash flow analysis, replacement reserves impact the cash flows but not the calculation of the reversion. This expense is not specified here, but is implicit in the market derived overall capitalization rates.

Conclusions--Expense Levels

      The subject property's total expenses were equivalent to $7.16 per square foot during 1996, and $6.57 per square foot for annualized 1997. These expense levels are supported by the comparable data, which ranges from $3.11 at a small neighborhood center, to $19.60 per square foot at a regional mall. Again, Item 3, the West Los Angeles power center bests reflects the subject's multi-level design and tenant mix. This item displayed a 1996 operating expense level of $11.80 per square foot. This item is higher than the subject, due in part to the multi-level design of the entire project.

      Based on the comparable data and an analysis of the subject's operating expense history, we conclude that subject expense levels are consistent with the market.

Comparable Sales Data

      The market for anchored shopping centers is considered regional by active investors. We searched for comparable anchored shopping center sales located in Los Angeles County, occurring from January 1996 to the present. The most widely-used and market-oriented unit of comparison for properties such as the subject is the sales price per square foot of building area. All comparable sales were analyzed on this basis. On the following pages are a summary of the improved, sold properties that we compared with the subject property, and a map showing their locations. Further details of the sales data are included in the Addenda of this report.

================================================================================


                                      -48-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

                   SUMMARY OF COMPARABLE SHOPPING CENTER SALES
                         LOS ANGELES COUNTY, CALIFORNIA

===================================================================================================================
                                             Sale Date                        Anchor Tenants      Building Size
 Sale No.    Name/Location                                  Sales Price                           (Rentable SF)

===================================================================================================================
     1       Villa Marina Marketplace          1/96         $80,000,000       Vons, Gelson's,        448,579
  Subject    4350 Lincoln Boulevard                                          Good Guys, Sport
             Marina del Rey, CA                                              Chalet, Theaters

-------------------------------------------------------------------------------------------------------------------
     2       Plaza Del Amo                     3/96         $13,000,000         Albertsons,          105,000
             NWC Hawthorne Boulevard &                                           Oshman's
             Torrance Boulevard
             Torrance, CA

-------------------------------------------------------------------------------------------------------------------
     3       Ladera Shopping Center            7/96         $20,125,000           Ralphs,            184,684
             NWC Centinela Avenue &                                            Sav-on, Ross,
             La Tijera Boulevard                                                  Service
             Ladera Heights, CA                                                 Merchandise

-------------------------------------------------------------------------------------------------------------------
     4       Atlantic Square                   9/96         $33,850,000      Ralphs, Thrifty,        208,276
             NEC Atlantic Boulevard &                                             Big 5,
             Riggin Street                                                     Blockbuster,
             Monterey Park, CA                                                  Clothestime

-------------------------------------------------------------------------------------------------------------------
     5       Manhattan Village                 8/97         $66,200,000        Macy's Mens,          377,965
             NEC Sepulveda Boulevard &        Escrow                         Ralph's, Sav-On,
             Marine Avenue                                                     Mann Theatres
             Manhattan Beach, CA

-------------------------------------------------------------------------------------------------------------------
             Regional Malls

-------------------------------------------------------------------------------------------------------------------
     6       Fashion Square                    3/96        $125,000,000       Bloomingdales,         362,717
             14006 Riverside Drive                                                Macy's
             Sherman Oaks, CA                                                                      (1,363,787
                                                                                                      total)

===================================================================================================================

===============================================================================================================
                                               Year     Site Coverage                 Sales Price    Overall
 Sale No.    Name/Location                     Built                    Occupancy       Per SF         Rate

===============================================================================================================
     1       Villa Marina Marketplace        1974-1976;     0.45       92% at sale     $178.34        10.59%
  Subject    4350 Lincoln Boulevard            1989
             Marina del Rey, CA                                         (96% now)

---------------------------------------------------------------------------------------------------------------
     2       Plaza Del Amo                     1976         0.26           100%        $123.81        10.00%
             NWC Hawthorne Boulevard &
             Torrance Boulevard
             Torrance, CA

---------------------------------------------------------------------------------------------------------------
     3       Ladera Shopping Center            1964;        0.28           93%         $108.97        10.35%
             NWC Centinela Avenue &           Refurb.
             La Tijera Boulevard               1984
             Ladera Heights, CA

---------------------------------------------------------------------------------------------------------------
     4       Atlantic Square                   1992         0.32           93%         $162.52        9.74%
             NEC Atlantic Boulevard &
             Riggin Street
             Monterey Park, CA

---------------------------------------------------------------------------------------------------------------
     5       Manhattan Village                 1981         0.23           93%          $175.15       9.06%
             NEC Sepulveda Boulevard &
             Marine Avenue
             Manhattan Beach, CA

---------------------------------------------------------------------------------------------------------------
             Regional Malls

---------------------------------------------------------------------------------------------------------------
     6       Fashion Square                    1962,         N/A           90%          $344.62       8.50%
             14006 Riverside Drive             1990
             Sherman Oaks, CA


===============================================================================================================

================================================================================


                                      -49-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      Sale 1 represents the January 1996 transfer of the subject Villa Marina Marketplace, a destination shopping center on Lincoln Boulevard in the Westside community of Marina del Rey. The center was constructed in two phases from 1974 to 1976 and in 1989; it was in good condition. Phase I of the center is anchored by a Vons supermarket, Sav-on drug store, United Artists Theaters, Barnes & Noble Book Store, The Good Guys and Tower Records. Phase II across the street is a two-story mall including Gelson's specialty grocery store, Cineplex Odeon Theaters, Sport Chalet, Souplantation, The Gap, Express and Victoria's Secret. The total center was 92 percent occupied at the time of sale; occupancy has since increased to its current level of 96 percent. This January 1996 transfer from Copley Real Estate Advisors to a Santa Monica REIT, Macerich Marina Limited Partnership, yielded a sales price of $80,000,000, or $178.34 per square foot. The seller was represented by Cushman & Wakefield of California, Inc.

      The sale occurred under slightly inferior market conditions. This sale commanded a unit price of $178.34 per square foot and a reported 10.59 percent capitalization rate.

      Sale 2 is located at a signalized intersection on Hawthorne Boulevard in Torrance. This area is afforded heavy commercial traffic and exposure, but its demographics are considered inferior to the subject area's. The Plaza Del Amo center was constructed in 1976. The anchor tenant, Albertsons, will be expanding its store at its own expense. This project offers a tenant mix including Albertsons supermarket, Oshman's sporting goods, Hallmark, FedEx, Baskin Robbins and Numero Uno Pizza. Overall, the center offers fewer national and regional tenants than the subject. The project offered a comparable occupancy level of 100 percent. An inferior feature of comparison included its net income potential. The property was purchased from AEW by a local investor. The indicated capitalization rate was 10.0 percent.

      Sale 3 is the July 1996 sale of Ladera Shopping Center from a pension fund advised by JMB (now Heitman), to an investment partnership advised by William MacFarlane and consisting of Burnham Pacific Properties, Earvin Magic Johnson, Urban Retail Company and the California Public Employees Retirement System. The partnership received significant funding from CALPERS, which has earmarked funds for mid-city investments. The all cash purchase price of $20,125,000 was equivalent to $108.97 per square foot.

      The center is anchored by Ralphs supermarket, Sav-on Drugs, Ross Dress For Less, Service Merchandise, as well as Subway, Radio Shack, Blockbuster Music, Payless Shoe Source, Kidsmart, Weight Watchers, Round Table Pizza, H&R Block, and Love's restaurant on a pad. Occupancy at time of sale was 93 percent. The buyer will likely refurbish and/or expand the center in the near future. Surrounding demographics to the east consist of lower income households. The market conditions at time of sale were slightly inferior to current market conditions. Its location and current net income potential are also inferior to the subject's. The sale's indicated capitalization rate was at the upper end of the range at 10.35 percent.

      Sale 4 reflects the September 1996 sale of a community shopping center located in Monterey Park in eastern Los Angeles County. Atlantic Square has experienced strong occupancy levels since its recent construction in 1992. The property has a good tenant mix, including Ralphs supermarket, Thrifty Drugs, Big 5 Sporting Goods, Blockbuster Music, Fatburger, Clothestime, Payless Shoe Source, Kinkos, Vans, Boston Chicken, Kidsmart, Men's Wearhouse, L.A. Cellular, Krause's Mattresses, Pizza Hut, General Nutrition Center, H&R

================================================================================


                                      -50-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

Block, Fantastic Sam's, Subway and El Pollo Loco. This property was sold by the original developer, Los Angeles-based SunAmerica. The property was purchased by San Diego-based GMS Realty. The 208,276 square foot property was 93 percent occupied at the time of sale, and sold in September 1996 for $33,850,000 on a cash basis, or $162.52 per square foot. The indicated capitalization rate was
9.74 percent. Monterey Park has a higher population density than Marina del Rey, although the area's median income demographics are inferior.

      Item 5 represents the current escrow of a community shopping center in Manhattan Beach. Like the subject, the property is located in a coastal community of Los Angeles County. The location benefits from a high-income population. As a result, the net income stream is comparable to slightly lower than the subject's. The 377,965 square foot project is currently 93 percent occupied. Like the subject, tenants include traditional grocery and drug anchors, as well as specialty stores and entertainment including a Macy's Mens Store and Mann Theatres. The reported sale price is toward the upper end of the range at $66,200,000, or $175.15 per square foot on an all cash basis. The center was constructed in 1981 and is in good condition. The indicated overall rate based on actual, stabilized occupancy is 9.06 percent.

      Due to the subject's tenant mix, we also included a recent regional mall sale in the Los Angeles Area. Sale 6 is located in Sherman Oaks in the San Fernando Valley. This area is afforded heavy commercial traffic and exposure. Fashion Square was constructed in 1962 and 1990, and recently renovated with the arrival of Bloomingdale's. The anchor tenant mix also includes Macy's. The project offered a comparable occupancy level of 90 percent. As a regional mall, its net income potential was superior to the subject's. This sale indicated a unit price at the high end, $344.62 per square foot, and an overall rate of 8.5 percent. The buyer also performed a ten-year cash flow analysis utilizing a 10.6 percent unleveraged internal rate of return.

      The comparable sales indicate an unadjusted range in unit prices from $108.97 to $344.62 per square foot. All of the transactions involved cash or cash equivalent terms. Further, all of the transactions occurred within the past 18 months. The indicated capitalization rates ranged from 8.50 percent for a regional mall (Sale 6), to 10.59 percent for the early 1996 subject sale. Of significance is Sale 1, the subject property acquisition.

Conclusions

      Overall, demand for retail space in the subject's market area is relatively stable or slightly improved when compared with last year. Rent levels have started to increase slightly during the past year. Most of the local centers have maintained their occupancy levels throughout the recent recession to date, indicating a demand for locating within this submarket. Tenant improvement allowances quoted are generally nominal within this retail market.

      Our investigation uncovered tentative development plans in the area, but no directly competitive planned retail centers within the subject's identified trade area. Our analysis of the surrounding market area, the land uses currently in place, and the mature nature of the community in terms of development indicates that it is unlikely any development of similar size will be developed in the near future within the competitive market area. Active real estate brokers and other professionals within the local area indicate that the market outlook over the

================================================================================


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                                                             WAKEFIELD(R)
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                                                     ---------------------------

                                                                 Market Analysis
================================================================================

foreseeable future is positive. Based on the demographic analysis discussed previously and the continued slow population growth projected by Equifax National Decision Systems, it is logical to assume that the sales volumes and corresponding achievable rental levels of the subject development will increase over the projected holding period.

      In summary, the subject project appears demand feasible for several reasons:

o     Rent levels are consistent with the market.
o     Expense levels are consistent with the market.
o     The subject project is the largest retail center in Marina del Rey.
o The subject project offers a desirable mix of national and specialty tenants.
o     Occupancy levels continue to be high.
o The area offers desirable demographic characteristics, including high income levels.
o     The center has been well maintained.

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                                      -52-
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

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Market Study" means the market study report and opinion of rental value stated therein, or the letter opinion of rental value, to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Market Study.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Market Study.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Market Study.

The Market Study has been made subject to the following assumptions and limiting conditions:

1. No opinion is intended to be expressed and no responsibility is assumed for the legal description or for any matters which are legal in nature or require legal expertise or specialized knowledge beyond that of a real estate appraiser. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Market Study or upon which the Market Study is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraiser nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits and factual matters.

3. The opinion of value is only as of the date stated in the Market Study. Changes since that date in external and market factors or in the Property itself can significantly affect property value.

4. No part of the Market Study shall be conveyed to the public through advertising, or used in any sales or promotional material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. Except as may be otherwise sated in the letter of engagement, the Appraiser shall not be required to give testimony in any court or administrative proceeding relating to the Property or the Market Study.

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                                                     ---------------------------
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                                             Assumptions and Limiting Conditions
================================================================================

6. The Market Study assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them); (c) full compliance with all applicable federal, state and local zoning and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Market Study; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimates contained in the Market Study is based.

7. The physical condition of the improvements considered by the Market Study is based on visual inspection by the Appraiser or other person identified in the Market Study. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components.

8. The forecasts of income and expenses are not predictions of the future. Rather, they are the Appraiser's best estimates of current market thinking on future income and expenses. The Appraiser and C&W make no warranty or representation that these forecasts will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Market Study, envisages for the future in terms of rental rates, expenses, supply and demand.

9. Unless otherwise stated in the Market Study, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance of the improvements, or may be located at or about the Property, was not considered in arriving at the opinion of value. These materials (such as formaldehyde foam insulation, asbestos insulation, and other potentially hazardous materials) may adversely affect the value of the Property. The Market Study are not qualified to detect such substances. C&W recommends that an environmental expert be employed to determine the impact of these matters on the opinion of value.

10. Unless otherwise stated in the Market Study, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in arriving at the opinion of value. Failure to comply with the requirements of the ADA may adversely affect the value of the Property. C&W recommends that an expert in this field be employed.

================================================================================


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                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                     SPECIAL ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

1. We reviewed a current rent roll, site plan and floor plans; we were not provided with a complete set of building plans. The building areas were provided by the property manager and rent roll.

================================================================================


                                      -55-
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                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                      CERTIFICATION OF APPRAISAL
================================================================================

      We certify that, to the best of our knowledge and belief:

1.    Craig D. Tilson, MAI inspected the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event. The consulting assignment was not based on a requested minimum valuation, a specific valuation or the approval of a loan.

6. No one provided significant professional assistance to the persons signing this report.

7. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Departure Provision of the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Craig D. Tilson, MAI has completed the requirements of the continuing education program of the Appraisal Institute.


      /s/ Craig D. Tilson
      ---------------------------------------------
      Craig D. Tilson, MAI
      Associate Director
      Valuation Advisory Services
      State Certified Appraiser No. AG003733

================================================================================


                                      -56-
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
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

                                                                         ADDENDA
================================================================================


================================================================================


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

                                                                   RETAIL SALE 1
================================================================================

Location Data
    Property Name:                  Villa Marina Shopping Center/Marina
                                    Marketplace
    Location:                       Northeast Corner Of Marina Freeway and
                                    Lincoln Boulevard
    City:                           Marina Del Rey
    County:                         Los Angeles
    State/Zip:                      California
    Assessor's Parcel No(s):        4212-004-004,05,06,08
    Atlas Reference:                LA: 672-B6

Physical Data
    Type:                           Community
    Lend Area:                      23.00 Acres
    Excess Land:                    N/A
    Gross Leasable Area:
      Anchors:
        Sport Chalet                42,276 SF
        Cineplex Odeon              34,318 SF
        Gelson's                    37,012 SF
        Other Anchors               90,465 SF
      Local Tenant GLA:             244,508 SF
      Anchor Tenant GLA:            204,071 SF
      Total GLA:                    448,579 SF
      GLA Purchased:                448,579 SF
    Year Built:                     1989
    Parking:                        4.9:1,000 SF
    Condition:                      Good
    Exterior Walls:                 Cement Block

Sale Data
    Transaction Type:               Sale
    Date of Transaction:            01/96
    Marketing Time:                 N/A
    Grantor:                        Copley Investor Limited Partnership
    Grantee:                        Macerich Marina Limited Partnership
    Document No.:                   0144321
    Sale Price:                     $80,000,000
    Financing:                      Cash to Seller
    Cash Equivalent Price:          $80,000,000
    Required Capital Cost:          $0
    Adjusted Sales Price:           $80,000,000
    Verification:                   Steve Algermissen (C&W)

Financial Data
    Assumptions & Forecast:         Broker
    Occupancy at Sale:              92%
    Existing or Pro Forma Income:   Pro Forma
                                              TOTAL        P.S.F.
                                         ----------         -----
    Potential Gross Income:                     N/A           N/A
    Vacancy and Credit Loss:                    N/A           N/A
    Effective Gross Income:                     N/A           N/A
    Expenses:                            $3,240,300         $7.22
    Net Operating Income:                $8,471,600        $18.89

VILLA MARINA SHOP.
                                                              CUSHMAN &
                                                              WAKEFIELD
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                   RETAIL SALE 1
================================================================================

Analysis

Value Indicators:
Overall Capitalization Rate (OAR):  10.59 %
Projected IRR:                      N/A
Effective Gross Multiplier (EGIM):  N/A
Operating Expense Ratio (OER):      N/A %
Price Per Square Foot:              $178.34

Comments

This comparable consists of the sale of a community shopping center and specialty retail center in the coastal community of Marina Del Rey. It is the second largest retail center west of the San Diego (405) Freeway between Manhattan Beach and the Ventura Freeway (101). These centers had a combined occupancy of 92 percent at the time of sale with a rollover exposure of approximately 7.9 percent during the first three years of ownership (1996 to 1998). Sales were reported at $347 per-square-foot at the time of sale. Approximately 70 percent of the center's occupied area is leased to national or regional chain tenants. The property is located adjacent to the Marina Freeway on a major commercial traffic corridor in the West Los Angeles area. Over 100,000 vehicles pass the intersection of the Marina (90) Freeway and Lincoln Boulevard during a 24-hour period. Anchors include Gelsons (37,012), Vons (28,900), Sav-On Drug (25,500), United Artists Theaters (21,365), The Gap, Good Guys, Tower Records, Barnes & Noble, Sport Chalet (42,276) and LA Fitness (18,558). The demographics in the area are very strong with an average household income of $80,000 within a one mile radius and $61,000 within a three and five mile radius. The population within a one, three and five mile radius is 28,000, 210,000 and 468,000 respectively, based on 1996 population estimates. This reflects high population densities of 9,000, 7,400 and 6,000 people per square mile.

VILLA MARINA SHOP.
                                                              CUSHMAN &
                                                              WAKEFIELD
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                   RETAIL SALE 2
================================================================================

Location Data
    Property Name:                  Plaza Del Amo
    Location:                       Northwest Corner Of Torrance Boulevard And
                                    Hawthorne Boulevard
    City:                           Torrance
    County:                         Los Angeles
    State/Zip:                      California
    Assessor's Parcel No(s):        7524-015-079, 080
    Atlas Reference:                LA: 763-C5

Physical Data
    Type:                           Neighborhood
    Land Area:                      9.34 Acres
    Excess Land:                    N/A
    Gross Leasable Area:
      Anchors:
        Albertsons Supermark
        Oshman's Sporting Gd
      Local Tenant GLA:             N/A
      Anchor Tenant GLA:            105,000 SF
      Total GLA:                    105,000 SF
      GLA Purchased:                105,000 SF
    Year Built:                     1976
    Parking:                        5:1
    Condition:                      Average
    Exterior Walls:                 Cement Block

Sale Data
    Transaction Type:               Sale
    Date of Transaction:            03/96
    Marketing Time:                 N/A
    Grantor:                        Eastrich No.164 Corp.
    Grantee:                        Plaza Del Amo Properties, LLC
    Document No.:                   0463266
    Sale Price:                     $13,000,000
    Financing:                      Cash to Seller
    Cash Equivalent Price:          $13,000,000
    Required Capital Cost:          $0
    Adjusted Sales Price:           $13,000,000
    Verification:                   Craig Miller (The Store Co.)

Financial Data
    Assumptions & Forecast:         Broker
    Occupancy at Sale:              100%
    Existing or Pro Forma Income:   Existing
                                              TOTAL        P.S.F.
                                         ----------        ------
    Potential Gross Income:                     N/A           N/A
    Vacancy and Credit Loss:                    N/A           N/A
    Effective Gross Income:                     N/A           N/A
    Expenses:                                   N/A           N/A
    Net Operating Income:                $1,300,000        $12.38

PLAZA DEL AMO
                                                              CUSHMAN &
                                                              WAKEFIELD
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                                                     VALUATION ADVISORY SERVICES
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

                                                                   RETAIL SALE 2
================================================================================

Analysis
    Value Indicators:                   10.00 %
    Overall Capitalization Rate (OAR):  N/A
    Projected IRR:                      N/A
    Effective Gross Multiplier (EGIM):  N/A
    Operating Expense Ratio (OER):      N/A %
    Price Per Square Foot:              $123.81

Comments

This comparable consists of a neighborhood shopping center situated in a densely developed area in the South Bay section of Los Angeles County. The Del Amo Mall is situated one-half block to the south. The Albertsons Supermarket is to expand its tenancy area increasing the size of the center to +/-115,000 square feet. The buyer indicated that income and lease term information was confidential, but that the property was fully occupied at the time of sale with an overall rate of
10.0 percent applied to the existing net operating income. The average lease rate for the in-line space was reported at $1.75 per square foot (NNN).

PLAZA DEL AMO
                                                              CUSHMAN &
                                                              WAKEFIELD
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                   RETAIL SALE 3
================================================================================

Location Data
    Property Name:                  Ladera Shopping Center
    Location:                       Northwest Corner Of Centinela Avenue And La
                                    Tijera Boulevard
    City:                           Los Angeles
    County:                         Los Angeles
    State/Zip:                      California
    Assessor's Parcel No(s):        4103-001-028, 032, 033
    Atlas Reference:                LA: 673-A7

Physical Data
    Type:                           Community
    Land Area:                      15.01 Acres
    Excess Land:                    N/A
    Gross Leasable Area:
      Anchors:
        See Comments                105,005 SF
      Local Tenant GLA:             79,679 SF
      Anchor Tenant GLA:            105,005 SF
      Total GLA:                    184,684 SF
      GLA Purchased:                184,684 SF
    Year Built:                     1964
    Parking:                        4.6:1
    Condition:                      Average
    Exterior Walls:                 Cement Block

Sale Data
    Transaction Type:               Sale
    Date of Transaction:            07/96
    Marketing Time:                 13 months
    Grantor:                        Comerica Bank-California (pension fund mgd.
                                    by JMB
    Grantee:                        Ladera Center Associates, LLC
    Document No.:                   1207142
    Sale Price:                     $20,125,000
    Financing:                      Cash to Seller
    Cash Equivalent Price:          $20,125,000
    Required Capital Cost:          $0
    Adjusted Sales Price:           $20,125,000
    Verification:                   John Tercek/Burnham Pacific

Financial Data
    Assumptions & Forecast:         Broker
    Occupancy at Sale:              93%
    Existing or Pro Forma Income:   Existing
                                              TOTAL        P.S.F.
                                         ----------        ------
    Potential Gross Income:                     N/A           N/A
    Vacancy and Credit Loss:                    N/A           N/A
    Effective Gross Income:                     N/A           N/A
    Expenses:                                   N/A           N/A
    Net Operating Income:                $2,083,006        $11.28

LADERA SHOPPING
                                                              CUSHMAN &
                                                              WAKEFIELD
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
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

                                                                   RETAIL SALE 3
================================================================================

Analysis
    Value Indicators:
    Overall Capitalization Rate (OAR):    10.35 %
    Projected IRR:                        N/A
    Effective Gross Multiplier (EGIM):    N/A
    Operating Expense Ratio (OER):        N/A %
    Price Per Square Foot:                $108.97

Comments

This comparable consists of a community shopping center in an older, densely developed area of Los Angeles. The site has excellent exposure given its location at the intersection of Centinela Avenue and La Cienega and La Tijera Boulevards.

The buyer entity consists of a joint venture between Burnham Pacific Properties, Johnson Development, Urban Retail Company, and CALPERS.

The center is anchored by Ralphs Supermarket (37,600 SF), Ross Dress for Less (27,400) SF, Sav-On Drug (17,285 SF), and Service Merchandise (22,720 SF). The selling broker indicated that each of the tenants have a significant amount of time remaining on the respective leases with renewal leases. Other regional tenants include Subway, Payless Shoe Source, Round Table Pizza, and Blockbuster Music.

LADERA SHOPPING
                                                              CUSHMAN &
                                                              WAKEFIELD
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                   RETAIL SALE 4
================================================================================

Location Data
    Property Name:                  Atlantic Square
    Location:                       2000-2276 S. Atlantic Blvd.
    City:                           Monterey Park
    County:                         Los Angeles
    State/Zip:                      California  91754
    Assessor's Parcel No(s):        5266-003-030, 031, 032
    Atlas Reference:                635-J/5

Physical Data
    Type:                           Community
    Land Area:                      14.78 Acres
    Excess Land:                    N/A
    Gross Leasable Area:
      Anchors:
        Ralphs                      41,345 SF
        Thrifty                     14,944 SF
        Big 5 Sporting Goods        9,824 SF
    Local Tenant GLA:               142,163 SF
    Anchor Tenant GLA:              66,113 SF
    Total GLA:                      208,276 SF
    GLA Purchased:                  208,276 SF
Year Built:                         1992
Parking:                            3.8:1
Condition:                          Good
Exterior Walls:                     Concrete

Sale Data
    Transaction Type:               Sale
    Date of Transaction:            09/96
    Marketing Time:                 N/A
    Grantor:                        SunAmerica-Champion/LBS L.P.
    Grantee:                        GMS Realty, LLC
    Document No.:                   1606026
    Sale Price:                     $33,850,000
    Financing:                      Cash to Seller
    Cash Equivalent Price:          $33,850,000
    Required Capital Cost:          $0
    Adjusted Sales Price:           $33,850,000
    Verification:                   Mike Burke / Jim Donnerstag

Financial Data
    Assumptions & Forecast:         Broker
    Occupancy at Sale:              93%
    Existing or Pro Forma Income:   Existing
                                              TOTAL        P.S.F.
                                         ----------        ------
    Potential Gross Income:              $4,824,000        $23.16
    Vacancy and Credit Loss:               $337,680         $1.62
    Effective Gross Income:              $4,486,320        $21.54
    Expenses:                            $1,189,000         $5.71
    Net Operating Income:                $3,297,320        $15.83

ATLANTIC SQUARE
                                                              CUSHMAN &
                                                              WAKEFIELD
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                   RETAIL SALE 4
================================================================================

Analysis
    Value lndicators:
    Overall Capitalization Rate (OAR):    9.74 %
    Projected IRR:                        N/A
    Effective Gross Multiplier (EGIM):    7.55
    Operating Expense Ratio (OER):        26.50 %
    Price Per Square Foot:                $162.52

Comments

Newer community shopping center located in high population density area on the east side of Atlantic Boulevard, north of the 60 Freeway in Monterey Park, California. Major tenants include Ralphs, Thrifty, IHOP, Mens Wearhouse, Big 5 Sporting Goods, Payless, See's Candy, Clothestime, Kinkos, Vans, Blockbuster Music, L.A. Cellular, Karuses Mattresses, Pizza Hut, GNC, H&R Block, Subway, El Pollo Loco, Fantastic Sams and Fatburger. The average household income for the city of Monterey Park is $36,518, while the median household income is $32,605. Monterey Park is located in the San Gabriel Valley. The San Gabriel Valley has an average household income of $52,121 (1993 census). The population, as of the 1990 census, for Monterey Park is 60,735. A 1997 population estimate shows that the current population is approximately 68,000 for the city.

ATLANTIC SQUARE
                                                              CUSHMAN &
                                                              WAKEFIELD
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 RETAIL ESCROW 5
================================================================================

Location Data
    Property Name:                  Manhattan Village Shopping Center
    Location:                       NE Corner Of Sepulveda Blvd. & Marine Ave.
    City:                           Manhattan Beach
    County:                         Los Angeles
    State/Zip:                      California  90266
    Assessor's Parcel No(s):        4138-020-03 THRU 09, 13,
    Atlas Reference:                732 H-4

Physical Data
    Type:                           Community
    Land Area:                      37.72 Acres
    Excess Land:                    N/A
    Gross Leasable Area:
    Anchors:
      Ralph's                       43,278 SF
      Sav-On                        25,500 SF
      Mann Theaters                 17,500 SF
      Macy's Men's                  67,077 SF
    Local Tenant GLA:               224,610 SF
    Anchor Tenant GLA:              153,355 SF
    Total GLA:                      377,965 SF
    GLA Purchased:                  377,965 SF
Year Built:                         1981
Parking:                            2,407 Spaces
Condition:                          Good
Exterior Walls:                     Concrete

Sale Data
    Transaction Type:               Escrow
    Date of Transaction:            08/97
    Marketing Time:                 N/A
    Grantor:                        Westmark Realty Advisors/Pac Bell Pension
                                    Fund
    Grantee:                        AMB Institutional Real Estate Advisors
    Document No.:                   N/A
    Sale Price:                     $66,200,000
    Financing:                      Cash to Seller
    Cash Equivalent Price:          $66,200,000
    Required Capital Cost:          $0
    Adjusted Sales Price:           $66,200,000
    Verification:                   Confidential

Financial Data
    Assumptions & Forecast:         Broker
    Occupancy at Sale:              93.3%
    Existing or Pro Forma Income:   Existing
                                              TOTAL        P.S.F.
                                         ----------        ------
    Potential Gross Income:                     N/A           N/A
    Vacancy and Credit Loss:                    N/A           N/A
    Effective Gross Income:                     N/A           N/A
    Expenses:                                   N/A           N/A
    Net Operating Income:                $6,000,000        $15.87

MANHATTAN VILLAGE
                                                              CUSHMAN &
                                                              WAKEFIELD
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 RETAIL ESCROW 5
================================================================================

Analysis
    Value Indicators:
    Overall Capitalization Rate (OAR):    9.06 %
    Projected IRR:                        N/A
    Effective Gross Multiplier (EGIM):    N/A
    Operating Expense Ratio (OER):        N/A %
    Price Per Square Foot:                $175.15

Comments

This center serves the California South Bay area and is located in Manhattan Beach, a desirable residential community. It is classified as a community shopping center but displays regional mall attributes. It is anchored by Ralph's grocery store and Sav-On drug store. However, the Macy's Mens Store and Mann Theaters combined with in-line mall shop space helps give this center an edge over traditional neighborhood or community centers. This center is unique and dominates its immediate market area, but is secondary as a regional mall to South Bay Galleria and Del Amo Fashion Square. In-line tenants include many nationals such as Foot Locker, Gap, Lerner New York, Structure, Bath & Body Works, The Bombay Company, Claire's Boutique, Express, Victoria's Secret, as well as many national food court tenants. Retail sales per square foot are reported at $391, for those tenants reporting sales, with an approximate market population of 160,000. The center is located in Los Angeles County (the largest county in California) which comprises 29% of the statewide population and 50% of the residential population within the six major counties in southern California. Manhattan Beach has a current 1997 population of 34,550, a 7.8% increase over the 1990 census estimate of 32,063. Manhattan Beach includes 14,447 households with average household size of 2.21 and average household income of $127,459.

MANHATTAN VILLAGE
                                                              CUSHMAN &
                                                              WAKEFIELD
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                   RETAIL SALE 6
================================================================================

Location Data
    Property Name:                  Fashion Square Sherman Oaks
    Location:                       14006 Riverside Drive
    City:                           Sherman Oaks
    County:                         Los Angeles
    State/Zip:                      California
    Assessor's Parcel No(s):        N/A
    Atlas Reference:                N/A

Physical Data
    Type:                           Regional
    Land Area:                      30.00 Acres
    Gross Leasable Area:
      Anchors:
        Bloomingdales               220,000 SF
        Macy's                      280,535 SF

      Mall Tenant GLA:              863,252 SF
      Anchor Tenant GLA:            500,535 SF
      Total GLA:                    1,363,787 SF
      GLA Purchased:                362,717 SF

    Year Built:                     1990
    Year Renovated:                 1995
    Quality:                        Good

Sale Data
    Transaction Type:               Sale
    Date of Transaction:            03/96
    Marketing Time:                 N/A
    Grantor:                        City Freeholds
    Grantee:                        PPM America, Inc.
    Interest Purchased:             Leased Fee
    % Interest Purchased:           100%
    Sale Price:
      Actual:                       $125,000,000
      Implied:                      N/A
    Financing:                      Cash to Seller
    Cash Equivalent Price:          $125,000,000
    Required Capital Cost:          $0
    Adjusted Sale Price:            $125,000,000
    Verification:                   Representative Of Buyer

FASHION SQUARE
                                                              CUSHMAN &
                                                              WAKEFIELD
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                   RETAIL SALE 6
================================================================================

Financial Data
    Assumptions & Forecast:               N/A
    Occupancy at Sale:                    90%
    Existing or Pro Forma Income:         Pro Forma
                                          TOTAL         P.S.F.
                                          ----------    ------
    Potential Gross Income:               N/A           N/A
    Vacancy and Credit Loss:              N/A           N/A
    Effective Gross Income:               N/A           N/A
    Expenses:                             N/A           N/A
    Net Operating Income:                 $10,625,000   $29.29

Analysis
    Value Indicators:
    Overall Capitalization Rate (OAR):    8.50 %
    Projected IRR:                        10.60%
    Effective Gross Multiplier (EGIM):    N/A
    Operating Expense Ratio (OER):        N/A %
    Price Per Square Foot:                $344.62
    Sales Per Square Foot:                $300.00
    Cash Flow Assumptions:
    Terminal OAR:                         N/A
    Income Growth Rate:                   3.00 %
    Expense Growth Rate:                  3.00 %
    Sales Growth Rate:                    3.00 %
    Holding Period:                       N/A

Comments
    Other investment indices include:

    Mall Shop Ratio:      42.0%
    Sales Multiple:       1.15

Fashion Square Sherman Oaks is a good quality two-level enclosed regional mall in northwest Los Angeles in the community of Sherman Oaks. At the time of sale, the mall was in a troubled position, but had definite upside potential. Prior to 1994, the mall was anchored by Bullocks, Broadway and I. Magnin, and achieved a sales volume of over $330 per-square-foot for mall shop GLA. The Northridge earthquake in January, 1994 destroyed the I. Magnin store and the mall sustained considerable damage. The renovation efforts were slow. Soon after, Federated, which owned Bullocks, purchased the Broadway chain. The outlook for the anchors was uncertain, and eventually, both Bullocks and Broadway went vacant. This resulted in significant rent reductions due to REA covenants. Due to financial hardship, the owner, City Freeholds (a Canadian group), was pressed to sell the mall. In the middle of marketing efforts, Federated announced their plans to replace the department stores with Bloomingdale's and Macy's. This resulted in a significantly higher price achieved. At the time of sale, occupancy was 90% or less.

The sale price was based on the as is value, which included the seller's projections of the market rents, required tenant improvements, lease commissions and lease-up period (2 years) of the vacant space. However, the deal included an "earn-out" clause. To the extent that the lease-up did not meet those projections, the funds set aside in a holding account (about $6,000,000) would be returned to the buyer. The purchaser's plans included a $4.5 million renovation and remerchandising program.

This center enjoys a good location near the Ventura Freeway. The five- and ten-mile trade areas surrounding the center have a population of 496,891 and 2,029,005 respectively. The average household incomes in the five- and ten-mile radii are $64,090 and $62,636.

FASHION SQUARE
                                                              CUSHMAN &
                                                              WAKEFIELD
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

INVESTOR SURVEY                                              10:49 AM on 8/14/97
Cushman & Wakefield Valuation Advisory Services
Summer 1997

==============================================================================================================================
                                                                 Capitalization Rates
                                                      -------------------------------------------             Internal
                                                           Going-In                 Terminal               Rate of Return
                                                       Low         High          Low        High         Low          High
------------------------------------------------------------------------------------------------------------------------------
OFFICE
  ----------------------------------------------------------------------------------------------------------------------------
  Urban/CBD
  ----------------------------------------------------------------------------------------------------------------------------
    Class A - Leased Asset                             8.0%        10.0%         8.5%        8.5%        10.0%        12.0%
                                                       8.0%         9.0%         8.5%       11.0%        10.5%        11.5%
                                                       8.5%         9.5%         9.0%       10.0%        10.5%        12.0%
                                                       9.0%         9.0%         9.0%        9.5%        11.0%        11.0%
                                                       9.0%         9.0%         9.3%        9.3%        11.0%        11.0%
                                                       9.0%         9.0%         9.5%        9.5%        11.3%        11.3%
                                                       9.0%         9.0%         9.5%        9.5%        11.5%        11.5%
                                                       9.0%         9.5%         9.5%       10.0%        12.0%        12.0%
                                                       9.3%         9.3%         9.8%        9.8%        12.0%        12.0%
                                                       9.5%         9.5%        10.0%       10.0%        15.0%        15.0%
                                                       9.5%         9.5%                                 20.0%        20.0%
                                                      10.0%        10.0%                                 20.0%        20.0%
                                                      10.5%        10.5%

Number of Responses                                            13                       10                       12
Mean Average (Low/High)                                9.1%         9.4%         9.3%        9.7%        12.9%        13.3%
Mean Average (Overall, 1997)                                  9.3%                     9.5%                     13.1%
Mean Average (Overall, 1996)                                  9.4%                     9.5%                     11.9%
Change from Autumn 1996                                Down 13 Basis Pts         Up 3 Basis Pts           Up 123 Basis Pts
Median Average                                                9.1%                     9.5%                     11.8%
Mode Average                                                  9.0%                     9.5%                     12.0%
Low with in Range                                      8.0%         9.0%         8.5%        8.5%        10.0%        11.0%
High with in Range                                    10.5%        10.5%        10.0%       11.0%        20.0%        20.0%

    Class B - Leased Asset                             9.0%        10.0%         8.5%        8.5%        11.0%        12.0%
                                                       9.5%         9.5%         9.5%       10.0%        11.5%        11.5%
                                                      10.0%        10.0%         9.8%        9.8%        12.0%        12.0%
                                                      10.0%        10.5%        10.0%       10.0%        12.0%        12.0%
                                                      10.5%        10.5%        10.0%       10.0%        12.0%        13.0%
                                                      12.0%        12.0%        10.5%       10.5%        14.0%        14.0%
                                                                                10.5%       10.5%        17.0%        17.0%
                                                                                10.5%       11.0%        20.0%        20.0%
                                                                                                         25.0%        25.0%

Number of Responses                                             6                         8                       9
Mean Average (Low/High)                               10.2%        10.4%         9.9%       10.0%        14.9%        15.2%
Mean Average (Overall, 1997)                                  10.3%                    10.0%                    15.1%
Mean Average (Overall, 1996)                                  10.2%                    10.0%                    13.0%
Change from Autumn 1996                                 Up 9 Basis Pts          Down 3 Basis Pts          Up 211 Basis Pts
Median Average                                                10.0%                    10.0%                    12.5%
Mode Average                                                  10.0%                    10.0%                    12.0%
Low with in Range                                      9.0%         9.5%         8.5%        8.5%        11.0%        11.5%
High with in Range                                    12.0%        12.0%        10.5%       11.0%        25.0%        25.0%


=========================================================================================================================
                                                                     Growth Rate
                                                     -----------------------------------------        Typical Projection
                                                          Income                 Expenses               Period (Years)
                                                      Low         High        Low        High          Low         High
-------------------------------------------------------------------------------------------------------------------------
OFFICE
  -----------------------------------------------------------------------------------------------------------------------
  Urban/CBD
  -----------------------------------------------------------------------------------------------------------------------
    Class A - Leased Asset                            3.5%         3.5%       3.0%        3.0%          3.0         3.0
                                                      3.5%         3.5%       3.5%        3.5%          5.0         5.0
                                                      3.5%         3.5%       3.5%        3.5%          5.0         5.0
                                                      3.5%         4.0%       3.5%        3.5%          5.0         5.0
                                                      4.0%         4.0%       3.5%        3.5%          7.5         7.5
                                                      4.0%         4.0%       3.5%        4.0%         10.0        10.0
                                                      4.0%         4.0%       4.0%        4.0%         10.0        10.0
                                                      4.0%         4.0%       4.0%        4.0%         10.0        10.0
                                                      4.5%         4.5%       4.0%        4.0%         10.0        10.0
                                                      4.0%         5.0%       4.0%        4.0%         10.0        10.0
                                                      7.5%         7.5%       4.0%        4.0%         10.0        10.0
                                                                                                       10.0        10.0


Number of Responses                                           11                     11                        12
Mean Average (Low/High)                               4.2%         4.3%       3.7%        3.7%          8.0         8.0
Mean Average (Overall, 1997)                                 4.3%                   3.7%                       8.0
Mean Average (Overall, 1996)                                 3.8%                   3.7%                       9.0
Change from Autumn 1996                                Up 50 Basis Pts         Up 5 Basis Pts          Decrease 1.0 Yrs
Median Average                                               4.0%                   3.8%                      10.0
Mode Average                                                 4.0%                   4.0%                      10.0
Low with in Range                                     3.5%         3.5%       3.0%        3.0%          3.0         3.0
High with in Range                                    7.5%         7.5%       4.0%        4.0%         10.0        10.0

    Class B - Leased Asset                            3.0%         4.0%       3.0%        3.0%          3.0         3.0
                                                      3.5%         3.5%       3.0%        4.0%          5.0         5.0
                                                      3.5%         3.5%       3.5%        3.5%          5.0         5.0
                                                      3.5%         4.0%       3.5%        3.5%          5.0         5.0
                                                      4.0%         4.0%       3.5%        4.0%          7.5         7.5
                                                      4.0%         4.0%       4.0%        4.0%         10.0        10.0
                                                      4.0%         4.0%       4.0%        4.0%         10.0        10.0
                                                      6.0%         6.0%       4.0%        4.0%         10.0        10.0
                                                      7.5%         7.5%       4.0%        4.0%         10.0        10.0

Number of Responses                                            9                      9                         9
Mean Average (Low/High)                               4.3%         4.5%       3.6%        3.8%          7.3         7.3
Mean Average (Overall, 1997)                                 4.4%                   3.7%                       7.3
Mean Average (Overall, 1996)                                 4.0%                   3.8%                       9.0
Change from Autumn 1996                                Up 42 Basis Pts        Down 6 Basis Pts         Decrease 1.7 Yrs
Median Average                                               4.0%                   4.0%                       7.5
Mode Average                                                 4.0%                   4.0%                      10.0
Low with in Range                                     3.0%         3.5%       3.0%        3.0%          3.0         3.0
High with in Range                                    7.5%         7.5%       4.0%        4.0%         10.0        10.0

                                                              CUSHMAN &
                                                              WAKEFIELD
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

INVESTOR SURVEY                                              10:49 AM on 8/14/97
Cushman & Wakefield Valuation Advisory Services
Summer 1997

==============================================================================================================================
                                                                 Capitalization Rates
                                                      -------------------------------------------             Internal
                                                           Going-In                 Terminal               Rate of Return
                                                       Low         High          Low        High         Low          High
------------------------------------------------------------------------------------------------------------------------------
    Class A-Value Added                                8.0%         8.0%         8.5%        8.5%        11.0%        13.0%
                                                       8.0%         8.0%         9.0%        9.0%        11.5%        11.5%
                                                       8.0%         8.0%         9.3%        9.3%        12.0%        16.0%
                                                       9.0%         9.0%         9.5%       12.0%        12.5%        12.5%
                                                       9.0%         9.0%         9.5%        9.5%        12.5%        12.5%
                                                       9.0%        12.0%         9.5%        9.5%        17.0%        17.0%
                                                      10.0%        10.5%         9.5%        9.5%        20.0%        20.0%
                                                      12.0%        12.0%        10.5%       11.0%        25.0%        25.0%

Number of Responses                                             8                        8                        8
Mean Average (Low/High)                                9.1%         9.6%        9.4%         9.8%        15.2%        15.9%
Mean Average (Overall, 1997)                                  9.3%                     9.6%                     15.6%
Mean Average (Overall, 1996)                                  9.7%                     9.9%                     13.2%
Change from Autumn 1996                                Down 36 Basis Pts        Down 31 Basis Pts         Up 241 Basis Pts
Median Average                                                 9.0%                     9.5%                    12.8%
Mode Average                                                   8.0%                     9.5%                    12.5%
Low with in Range                                      8.0%         8.0%         8.5%        8.5%        11.0%        11.5%
High with in Range                                    12.0%        12.0%        10.5%       12.0%        25.0%        25.0%

    Class B - Value Added                              8.8%         8.8%         8.5%        8.5%        12.0%        12.0%
                                                       9.0%         9.0%        10.0%       10.0%        13.0%        13.5%
                                                       9.0%         9.0%        10.0%       10.0%        13.5%        13.5%
                                                      10.0%        10.0%        10.0%       10.0%        20.0%        20.0%
                                                      10.5%        11.0%        10.5%       10.5%        20.0%        20.0%
                                                      15.0%        15.0%        11.0%       11.5%        25.0%        30.0%

Number of Responses                                             6                        6                        6
Mean Average (Low/High)                               10.4%        10.5%        10.0%       10.1%        17.3%        18.2%
Mean Average (Overall, 1997)                                  10.4%                    10.0%                    17.7%
Mean Average (Overall, 1996)                                  10.9%                    10.9%                    15.0%
Change from Autumn 1996                                Down 43 Basis Pts        Down 81 Basis Pts         Up 276 Basis Pts
Median Average                                                9.5%                     10.0%                    16.8%
Mode Average                                                  9.0%                     10.0%                    20.0%
Low with in Range                                      8.8%         8.8%         8.5%        8.5%        12.0%        12.0%
High with in Range                                    15.0%        15.0%        11.0%       11.5%        25.0%        30.0%
  ----------------------------------------------------------------------------------------------------------------------------
  Urban/CBD Office (Overall Results)
  ----------------------------------------------------------------------------------------------------------------------------
Number of Responses                                            33                       32                       35
Mean Average (Low/High)                                9.5%         9.8%         9.6%        9.9%        14.7%        15.2%
Mean Average (Overall, 1997)                                  9.7%                     9.7%                     15.0%
Mean Average (Overall, 1996)                                  10.1%                    10.0%                    13.3%
Change from Autumn 1996                                Down 37 Basis Pts        Down 27 Basis Pts         Up 170 Basis Pts
Median Average                                                9.4%                     9.8%                     12.5%
Mode Average                                                  9.0%                     10.0%                    12.0%
Low with in Range                                      8.0%         8.0%         8.5%        8.5%        10.0%        11.0%
High with in Range                                    15.0%        15.0%        11.0%       12.0%        25.0%        30.0%
  ----------------------------------------------------------------------------------------------------------------------------
  Suburban
  ----------------------------------------------------------------------------------------------------------------------------


==========================================================================================================================
                                                                      Growth Rate
                                                      -----------------------------------------        Typical Projection
                                                           Income                 Expenses               Period (Years)
                                                       Low         High        Low        High          Low         High
--------------------------------------------------------------------------------------------------------------------------
    Class A-Value Added                                3.5%         3.5%       3.0%        3.0%          3.0         3.0
                                                       3.5%         3.5%       3.5%        3.5%          4.0         4.0
                                                       3.5%         4.0%       3.5%        3.5%          5.0         5.0
                                                       4.0%         4.0%       3.5%        3.5%          5.0         5.0
                                                       4.0%         4.0%       3.5%        4.0%          5.0         5.0
                                                       4.0%         4.0%       4.0%        4.0%          5.0         5.0
                                                       4.0%         8.0%       4.0%        4.0%         10.0        10.0
                                                       7.5%         7.5%       4.0%        4.0%         10.0        10.0
                                                                                                        10.0        10.0
                                                                                                        10.0        10.0

Number of Responses                                             8                      8                        10
Mean Average (Low/High)                                4.3%         4.8%       3.6%        3.7%          6.7         6.7
Mean Average (Overall, 1997)                                  4.5%                   3.7%                       6.7
Mean Average (Overall, 1996)                                  4.1%                   3.7%                       8.3
Change from Autumn 1996                                 Up 48 Basis Pts        Down 4 Basis Pts         Decrease 1.6 Yrs
Median Average                                                4.0%                   3.5%                       5.0
Mode Average                                                  4.0%                   3.5%                       5.0
Low with in Range                                      3.5%         3.5%       3.0%        3.0%          3.0         3.0
High with in Range                                     7.5%         8.0%       4.0%        4.0%         10.0        10.0

    Class B - Value Added                              3.5%         3.5%       3.0%        3.0%          3.0         3.0
                                                       3.5%         3.5%       3.5%        3.5%          4.0         4.0
                                                       3.5%         4.0%       3.5%        3.5%          5.0         5.0
                                                       4.0%         4.0%       3.5%        4.0%          5.0         5.0
                                                       4.0%         4.0%       4.0%        4.0%          5.0         5.0
                                                       4.0%         4.0%       4.0%        4.0%          5.0         5.0
                                                       7.5%         7.5%       4.0%        4.0%          5.0         5.0
                                                                                                        10.0        10.0
                                                                                                        10.0        10.0
                                                                                                        10.0        10.0

Number of Responses                                             7                      7                        10
Mean Average (Low/High)                                4.3%         4.4%       3.6%        3.7%          6.2         6.2
Mean Average (Overall, 1997)                                  4.3%                   3.7%                       6.2
Mean Average (Overall, 1996)                                  4.0%                   3.6%                       8.0
Change from Autumn 1996                                 Up 32 Basis Pts         Up 8 Basis Pts          Decrease 1.8 Yrs
Median Average                                                4.0%                   3.8%                       5.0
Mode Average                                                  4.0%                   4.0%                       5.0
Low with in Range                                      3.5%         3.5%       3.0%        3.0%          3.0         3.0
High with in Range                                     7.5%         7.5%       4.0%        4.0%         10.0        10.0
  ------------------------------------------------------------------------------------------------------------------------
  Urban/CBD Office (Overall Results)
  ------------------------------------------------------------------------------------------------------------------------
Number of Responses                                            35                     35                        41
Mean Average (Low/High)                                4.3%         4.5%       3.6%        3.7%          7.1         7.1
Mean Average (Overall, 1997)                                  4.4%                   3.7%                       7.1
Mean Average (Overall, 1996)                                  4.0%                   3.6%                       8.7
Change from Autumn 1996                                 Up 42 Basis Pts         Up 9 Basis Pts          Decrease 1.6 Yrs
Median Average                                                4.0%                   3.8%                       5.0
Mode Average                                                  4.0%                   4.0%                      10.0
Low with in Range                                      3.0%         3.5%       3.0%        3.0%          3.0         3.0
High with in Range                                     7.5%         8.0%       4.0%        4.0%         10.0        10.0
  ------------------------------------------------------------------------------------------------------------------------
  Suburban
  ------------------------------------------------------------------------------------------------------------------------

                                                              CUSHMAN &
                                                              WAKEFIELD
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

INVESTOR SURVEY                                              10:49 AM on 8/14/97
Cushman & Wakefield Valuation Advisory Services
Summer 1997

==============================================================================================================================
                                                                 Capitalization Rates
                                                      -------------------------------------------             Internal
                                                           Going-In                 Terminal               Rate of Return
                                                       Low         High          Low        High         Low          High
------------------------------------------------------------------------------------------------------------------------------
    Class A - Leased Asset                             8.0%         8.0%         8.5%        8.5%        10.0%        12.0%
                                                       8.0%        10.0%         8.5%        8.5%        10.0%        12.0%
                                                       8.0%         9.0%         8.5%        9.5%        10.5%        10.5%
                                                       8.0%         9.0%         9.0%        9.0%        10.5%        11.0%
                                                       8.5%         8.5%         9.0%        9.0%        10.8%        10.8%
                                                       8.5%        11.0%         9.0%       11.0%        11.0%        11.0%
                                                       8.5%         9.5%         9.0%       11.0%        11.0%        11.0%
                                                       9.0%         9.0%         9.0%        9.5%        11.0%        13.0%
                                                       9.0%         9.0%         9.3%        9.3%        11.0%        11.5%
                                                       9.0%         9.0%         9.5%        9.5%        11.3%        11.3%
                                                       9.0%         9.0%         9.5%       10.0%        12.0%        12.0%
                                                       9.3%         9.3%         9.8%        9.8%        12.0%        13.0%
                                                       9.5%         9.5%        10.0%       10.0%        12.0%        14.0%
                                                       9.8%         9.8%        10.0%       10.0%        13.0%        13.0%
                                                      10.0%        10.0%        10.0%       10.0%        17.0%        17.0%
                                                      10.0%        10.0%                                 20.0%        20.0%
                                                      10.5%        10.5%

Number of Responses                                            17                       15                       16
Mean Average (Low/High)                                9.0%         9.4%         9.2%        9.6%        12.1%        12.7%
Mean Average (Overall, 1997)                                  9.2%                     9.4%                     12.4%
Mean Average (Overall, 1996)                                  9.2%                     9.6%                     11.4%
Change from Autumn 1996                                 Up 4 Basis Pts          Down 17 Basis Pts         Up 97 Basis Pts
Median Average                                                9.0%                     9.5%                     11.4%
Mode Average                                                  9.0%                     9.0%                     11.0%
Low with in Range                                      8.0%         8.0%         8.5%        8.5%        10.0%        10.5%
High with in Range                                    10.5%        11.0%        10.0%       11.0%        20.0%        20.0%

    Class B - Leased Asset                             8.0%         8.0%         8.5%        8.5%        11.0%        13.0%
                                                       8.0%         8.0%         9.0%       11.0%        11.0%        13.5%
                                                       8.0%         8.0%         9.3%        9.3%        11.5%        12.5%
                                                       8.0%         8.0%         9.5%       10.5%        11.5%        12.0%
                                                       8.0%        10.0%        10.0%       10.5%        11.8%        11.8%
                                                       8.5%        10.5%        10.0%       11.0%        12.0%        12.0%
                                                       9.0%         9.0%        10.3%       10.3%        12.0%        15.0%
                                                       9.0%         9.0%        10.5%       10.5%        12.5%        12.5%
                                                       9.0%        10.0%        10.5%       10.5%        13.0%        13.0%
                                                       9.5%        10.5%        10.5%       10.5%        13.5%        13.5%
                                                      10.0%        10.0%        10.5%       10.5%        20.0%        20.0%
                                                      10.0%        10.0%        11.0%       11.0%        20.0%        20.0%
                                                      10.0%        10.0%
                                                      10.0%        10.0%
                                                      10.5%        10.5%

Number of Responses                                            15                       12                       12
Mean Average (Low/High)                                9.0%         9.4%        10.0%       10.3%        13.3%        14.1%
Mean Average (Overall, 1997)                                  9.2%                     10.1%                    13.7%
Mean Average (Overall, 1996)                                  9.8%                     10.0%                    12.3%
Change from Autumn 1996                                Down 52 Basis Pts         Up 15 Basis Pts          Up 144 Basis Pts
Median Average                                                9.3%                     10.5%                    12.5%
Mode Average                                                  10.0%                    10.5%                    12.0%
Low with in Range                                      8.0%         8.0%         8.5%        8.5%        11.0%        11.8%
High with in Range                                    10.5%        10.5%        11.0%       11.0%        20.0%        20.0%


==========================================================================================================================
                                                                      Growth Rate
                                                      -----------------------------------------        Typical Projection
                                                           Income                 Expenses               Period (Years)
                                                       Low         High        Low        High          Low         High
--------------------------------------------------------------------------------------------------------------------------
    Class A - Leased Asset                             2.0%         2.0%       2.0%        2.0%          3.0         3.0
                                                       3.0%         3.0%       3.0%        3.0%          5.0         5.0
                                                       3.0%         3.0%       3.0%        3.0%          5.0         5.0
                                                       3.0%         3.0%       3.0%        3.0%          5.0         5.0
                                                       3.0%         4.0%       3.0%        4.0%          5.0         5.0
                                                       3.0%         4.0%       3.0%        5.0%          5.0        10.0
                                                       3.5%         3.5%       3.0%        4.0%          7.0         7.0
                                                       3.5%         3.0%       3.5%        3.5%          7.5         7.5
                                                       3.5%         3.5%       3.5%        3.5%         10.0        10.0
                                                       4.0%         4.0%       3.5%        4.0%         10.0        10.0
                                                       4.0%         4.0%       4.0%        4.0%         10.0        10.0
                                                       4.0%         5.0%       5.0%        5.0%         10.0        10.0
                                                       4.5%         4.5%                                10.0        10.0
                                                       7.5%         7.5%                                10.0        10.0
                                                                                                        10.0        10.0
                                                                                                        10.0        10.0
                                                                                                        10.0        10.0
                                                                                                        10.0        10.0

Number of Responses                                            14                     12                        18
Mean Average (Low/High)                                3.7%         3.9%       3.3%        3.7%          7.9         8.2
Mean Average (Overall, 1997)                                  3.8%                   3.5%                       8.1
Mean Average (Overall, 1996)                                  4.0%                   3.7%                       9.3
Change from Autumn 1996                                Down 18 Basis Pts       Down 22 Basis Pts        Decrease 1.2 Yrs
Median Average                                                3.5%                   3.5%                      10.0
Mode Average                                                  3.0%                   3.0%                      10.0
Low with in Range                                      2.0%         2.0%       2.0%        2.0%          3.0         3.0
High with in Range                                     7.5%         7.5%       5.0%        5.0%         10.0        10.0

    Class B - Leased Asset                             2.0%         2.0%       2.0%        2.0%          3.0         3.0
                                                       3.0%         3.0%       3.0%        3.0%          5.0         5.0
                                                       3.0%         3.0%       3.0%        4.0%          5.0         5.0
                                                       3.0%         4.0%       3.0%        5.0%          5.0         5.0
                                                       3.0%         4.0%       3.0%        4.0%          5.0         5.0
                                                       3.5%         3.5%       3.5%        4.0%          5.0        10.0
                                                       3.5%         3.5%       4.0%        4.0%          7.0         7.0
                                                       4.0%         5.0%       4.0%        4.0%          7.5         7.5
                                                       4.5%         4.5%       4.0%        4.0%         10.0        10.0
                                                       7.5%         7.5%                                10.0        10.0
                                                                                                        10.0        10.0
                                                                                                        10.0        10.0
                                                                                                        10.0        10.0
                                                                                                        10.0        10.0
                                                                                                        10.0        10.0
                                                                                                        10.0        10.0

Number of Responses                                            10                      9                        16
Mean Average (Low/High)                                3.7%         4.0%       3.3%        3.8%          7.7         8.0
Mean Average (Overall, 1997)                                  3.9%                   3.5%                       7.8
Mean Average (Overall, 1996)                                  4.0%                   3.6%                       9.1
Change from Autumn 1996                                Down 10 Basis Pts       Down 2 Basis Pts         Decrease 1.3 Yrs
Median Average                                                3.5%                   4.0%                      10.0
Mode Average                                                  3.0%                   4.0%                      10.0
Low with in Range                                      2.0%         2.0%       2.0%        2.0%          3.0         3.0
High with in Range                                     7.5%         7.5%       4.0%        5.0%         10.0        10.0


                                                              CUSHMAN &
                                                              WAKEFIELD
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

INVESTOR SURVEY                                              10:49 AM on 8/14/97
Cushman & Wakefield Valuation Advisory Services
Summer 1997

==============================================================================================================================
                                                                 Capitalization Rates
                                                      -------------------------------------------             Internal
                                                           Going-In                 Terminal               Rate of Return
                                                       Low         High          Low        High         Low          High
------------------------------------------------------------------------------------------------------------------------------
    Class A - Value Added                              6.0%         6.0%         8.5%        8.5%        11.0%        13.0%
                                                       8.0%        10.0%         8.5%        9.5%        11.0%        13.0%
                                                       8.0%         9.0%         9.0%        9.0%        11.0%        11.5%
                                                       8.5%         8.5%         9.0%       11.0%        12.0%        12.0%
                                                       9.0%         9.0%         9.3%        9.3%        12.0%        12.0%
                                                       9.0%         9.0%         9.5%        9.5%        12.0%        12.0%
                                                       9.0%        12.0%         9.5%       12.0%        12.5%        12.5%
                                                      10.0%        10.0%        10.5%       10.5%        12.5%        12.5%
                                                      10.0%        10.0%        11.0%       11.0%        13.0%        13.0%
                                                                                11.0%       11.0%        13.0%        13.0%
                                                                                                         20.0%        20.0%
                                                                                                         20.0%        20.0%


Number of Responses                                             9                       10                       12
Mean Average (Low/High)                                8.6%         9.3%         9.6%       10.1%        13.3%        13.7%
Mean Average (Overall, 1997)                                  8.9%                     9.9%                     13.5%
Mean Average (Overall, 1996)                                  9.4%                     9.8%                     13.9%
Change from Autumn 1996                                Down 46 Basis Pts         Up 10 Basis Pts         Down 33 Basis Pts
Median Average                                                9.0%                     9.5%                     12.5%
Mode Average                                                  9.0%                     11.0%                    12.0%
Low with in Range                                      6.0%         6.0%         8.5%        8.5%        11.0%        11.5%
High with in Range                                    10.0%        12.0%        11.0%       12.0%        20.0%        20.0%

    Class B - Value Added                              8.0%        10.0%         8.5%        8.5%        11.0%        13.0%
                                                       8.8%         8.8%         9.0%       11.0%        11.5%        12.5%
                                                       9.0%         9.0%         9.5%       10.5%        12.0%        12.0%
                                                       9.0%         9.0%        10.0%       10.0%        13.0%        13.0%
                                                       9.0%        10.0%        10.5%       10.5%        13.0%        13.0%
                                                       9.5%         9.5%        12.0%       12.0%        13.5%        13.5%
                                                      10.0%        10.0%        12.0%       12.0%        15.0%        15.0%
                                                      12.0%        12.0%                                 20.0%        20.0%
                                                                                                         22.0%        22.0%


Number of Responses                                             8                        7                        9
Mean Average (Low/High)                                9.4%         9.8%        10.2%       10.6%        14.6%        14.9%
Mean Average (Overall, 1997)                                  9.6%                     10.4%                    14.7%
Mean Average (Overall, 1996)                                  9.9%                     10.3%                    14.9%
Change from Autumn 1996                                 Decrease 0.26%           Increase 0.18%            Decrease 0.13%
Median Average                                                9.3%                     10.5%                    13.0%
Mode Average                                                  9.0%                     12.0%                    13.0%
Low with in Range                                      8.0%         8.8%         8.5%        8.5%        11.0%        12.0%
High with in Range                                    12.0%        12.0%        12.0%       12.0%        22.0%        22.0%
  ----------------------------------------------------------------------------------------------------------------------------
  Suburban Office (Overall Results)                    9.0%         9.5%         9.7%       10.1%        13.1%        13.7%
  ----------------------------------------------------------------------------------------------------------------------------
Number of Responses                                            49                       44                       49
Mean Average (Low/High)                                9.0%         9.5%         9.7%       10.1%        13.1%        13.7%
Mean Average (Overall, 1997)                                  9.2%                     9.9%                     13.4%
Mean Average (Overall, 1996)                                  9.6%                     9.9%                     13.1%
Change from Autumn 1996                                 Decrease 0.33%           Decrease 0.02%            Increase 0.31%
Median Average                                                9.0%                     10.5%                    12.5%
Mode Average                                                  9.0%                     10.5%                    12.0%
Low with in Range                                      6.0%         6.0%         8.5%        8.5%        10.0%        10.5%
High with in Range                                    12.0%        12.0%        12.0%       12.0%        22.0%        22.0%


=========================================================================================================================
                                                                     Growth Rate
                                                     -----------------------------------------        Typical Projection
                                                          Income                 Expenses               Period (Years)
                                                      Low         High        Low        High          Low         High
-------------------------------------------------------------------------------------------------------------------------
    Class A - Value Added                             2.0%         2.0%       2.0%        2.0%          3.0         3.0
                                                      3.0%         3.0%       3.0%        3.0%          4.0         4.0
                                                      3.0%         3.0%       3.0%        3.0%          5.0         5.0
                                                      3.0%         4.0%       3.0%        3.0%          5.0         5.0
                                                      3.5%         3.5%       3.0%        3.0%          5.0         5.0
                                                      4.0%         4.0%       3.0%        4.0%          5.0         5.0
                                                      4.0%         4.0%       3.5%        3.5%          5.0         5.0
                                                      4.0%         5.0%       3.5%        3.5%          5.0         5.0
                                                      4.5%         4.5%       3.5%        4.0%          5.0        10.0
                                                      7.5%         7.5%       4.0%        4.0%          7.0         7.0
                                                                              4.0%        4.0%         10.0        10.0
                                                                                                       10.0        10.0
                                                                                                       10.0        10.0

Number of Responses                                           10                     11                        13
Mean Average (Low/High)                               3.9%         4.1%       3.2%        3.4%          6.1         6.5
Mean Average (Overall, 1997)                                 4.0%                   3.3%                       6.3
Mean Average (Overall, 1996)                                 3.9%                   3.6%                       7.6
Change from Autumn 1996                                Up 10 Basis Pts        Down 30 Basis Pts        Decrease 1.3 Yrs
Median Average                                               4.0%                   3.3%                       5.0
Mode Average                                                 4.0%                   3.0%                       5.0
Low with in Range                                     2.0%         2.0%       2.0%        2.0%          3.0         3.0
High with in Range                                    7.5%         7.5%       4.0%        4.0%         10.0        10.0

    Class B - Value Added                             2.0%         2.0%       2.0%        2.0%          3.0         3.0
                                                      3.0%         4.0%       3.0%        3.0%          4.0         4.0
                                                      3.0%         3.0%       3.0%        3.0%          5.0         5.0
                                                      3.5%         3.5%       3.0%        4.0%          5.0         5.0
                                                      4.0%         4.0%       3.5%        3.5%          5.0         5.0
                                                      4.0%         5.0%       3.5%        4.0%          5.0         5.0
                                                      4.5%         4.5%       4.0%        4.0%          5.0        10.0
                                                      7.5%         7.5%       4.0%        4.0%          7.0         7.0
                                                                                                       10.0        10.0
                                                                                                       10.0        10.0

Number of Responses                                            8                      8                        10
Mean Average (Low/High)                               3.9%         4.2%       3.3%        3.4%          5.9         6.4
Mean Average (Overall, 1997)                                 4.1%                   3.3%                       6.2
Mean Average (Overall, 1996)                                 3.6%                   3.4%                       7.6
Change from Autumn 1996                                 Increase 0.46%         Decrease 0.06%          Decrease 1.5 Yrs
Median Average                                               4.0%                   3.5%                       5.0
Mode Average                                                 4.0%                   4.0%                       5.0
Low with in Range                                     2.0%         2.0%       2.0%        2.0%          3.0         3.0
High with in Range                                    7.5%         7.5%       4.0%        4.0%         10.0        10.0
  -----------------------------------------------------------------------------------------------------------------------
  Suburban Office (Overall Results)                   3.8%         4.0%       3.3%        3.6%          7.1         7.4
  -----------------------------------------------------------------------------------------------------------------------
Number of Responses                                           42                     40                        57
Mean Average (Low/High)                               3.8%         4.0%       3.3%        3.6%          7.1         7.4
Mean Average (Overall, 1997)                                 3.9%                   3.4%                       7.2
Mean Average (Overall, 1996)                                 3.8%                   3.6%                       8.4
Change from Autumn 1996                                 Increase 0.09%         Decrease 0.14%          Decrease 1.2 Yrs
Median Average                                               3.5%                   3.5%                       7.0
Mode Average                                                 3.0%                   3.0%                      10.0
Low with in Range                                     2.0%         2.0%       2.0%        2.0%          3.0         3.0
High with in Range                                    7.5%         7.5%       5.0%        5.0%         10.0        10.0

                                                              CUSHMAN &
                                                              WAKEFIELD
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

INVESTOR SURVEY                                              11:00 AM on 8/14/97
Cushman & Wakefield Valuation Advisory Services
Summer 1997

=============================================================================================================================
                                                                 Capitalization Rates
                                                      -------------------------------------------             Internal
                                                           Going-In                 Terminal               Rate of Return
                                                       Low         High          Low        High         Low          High
-----------------------------------------------------------------------------------------------------------------------------
INDUSTRIAL
  ---------------------------------------------------------------------------------------------------------------------------
  Warehouse/Distribution
  ---------------------------------------------------------------------------------------------------------------------------
    Class A - Leased Asset                             8.0%         9.0%         8.8%        8.8%        10.0%        12.0%
                                                       8.0%         9.0%         9.0%        9.0%        10.0%        12.0%
                                                       8.0%         9.0%         9.0%       11.0%        10.0%        11.0%
                                                       8.0%         8.0%         9.0%       10.0%        10.5%        10.5%
                                                       8.0%         9.0%         9.0%       10.0%        10.5%        11.5%
                                                       8.3%         8.3%         9.0%        9.5%        10.5%        12.0%
                                                       8.5%         8.5%         9.0%        9.5%        10.5%        11.0%
                                                       8.5%        10.5%         9.3%        9.3%        11.0%        11.0%
                                                       8.5%         9.3%         9.3%        9.8%        11.0%        11.5%
                                                       8.5%         9.0%         9.5%        9.5%        12.0%        13.0%
                                                       8.5%         9.0%         9.5%       10.0%        15.0%        15.0%
                                                       8.5%         9.5%         9.8%        9.8%
                                                       9.3%         9.3%        10.0%       10.0%
                                                       9.5%         9.5%        10.0%       10.0%
                                                       9.5%         9.5%
                                                      10.0%        10.0%
                                                      10.0%        10.0%

Number of Responses                                            17                       14                       11
Mean Average (Low/High)                                8.7%         9.2%         9.3%        9.7%        11.0%        11.9%
Mean Average (Overall, 1997)                                  8.9%                     9.5%                     11.4%
Mean Average (Overall, 1996)                                  9.0%                     9.6%                     11.0%
Change from Autumn 1996                                Down 7 Basis Pts         Down 10 Basis Pts         Up 48 Basis Pts
Median Average                                                9.0%                     9.5%                     11.0%
Mode Average                                                  8.5%                     9.0%                     10.5%
Low with in Range                                      8.0%         8.0%         8.8%        8.8%        10.0%        10.5%
High with in Range                                    10.0%        10.5%        10.0%       11.0%        15.0%        15.0%

    Class B - Leased Assets                            8.0%         9.0%         9.0%        9.0%        10.0%        10.0%
                                                       8.5%         8.5%         9.0%       10.0%        10.0%        12.0%
                                                       9.0%        10.0%         9.5%        9.5%        10.5%        12.0%
                                                       9.0%         9.5%         9.5%        9.5%        11.0%        12.0%
                                                       9.3%        10.0%         9.5%       10.0%        11.0%        12.0%
                                                       9.5%         9.5%         9.8%        9.8%        11.5%        12.0%
                                                       9.5%        10.0%        10.0%       10.0%        12.0%        13.0%
                                                       9.8%         9.8%        10.0%       10.0%        13.0%        13.0%
                                                       9.8%         9.8%        10.0%       10.5%        13.0%        13.0%
                                                      10.0%        10.5%        10.0%       10.0%        13.0%        13.0%
                                                      10.3%        10.3%        12.0%       12.0%
                                                                                13.0%       13.0%
                                                                                13.0%       13.0%

Number of Responses                                            11                       13                       10
Mean Average (Low/High)                                9.3%         9.7%        10.3%        9.7%        11.5%         9.7%
Mean Average (Overall, 1997)                                  9.5%                     10.4%                    11.9%
Mean Average (Overall, 1996)                                  9.4%                     10.1%                    11.2%
Change from Autumn 1996                                 Increase 0.11%           Increase 0.30%            Increase 0.65%
Median Average                                                9.6%                     10.0%                    12.0%
Mode Average                                                  9.5%                     10.0%                    13.0%
Low with in Range                                      8.0%         8.5%         9.0%        9.0%        10.0%        10.0%
High with in Range                                    10.3%        10.5%        13.0%       13.0%        13.0%        13.0%


==========================================================================================================================
                                                                      Growth Rate
                                                      -----------------------------------------        Typical Projection
                                                           Income                 Expenses               Period (Years)
                                                       Low         High        Low        High          Low         High
--------------------------------------------------------------------------------------------------------------------------
INDUSTRIAL
  ------------------------------------------------------------------------------------------------------------------------
  Warehouse/Distribution
  ------------------------------------------------------------------------------------------------------------------------
    Class A - Leased Asset                             2.0%         2.0%       2.0%        2.0%          3.0         5.0
                                                       3.0%         3.0%       3.0%        3.0%         10.0        10.0
                                                       3.0%         3.0%       3.0%        3.0%         10.0        10.0
                                                       3.0%         3.0%       3.0%        3.0%         10.0        10.0
                                                       3.0%         3.0%       3.0%        3.0%         10.0        10.0
                                                       3.0%         4.0%       3.0%        4.0%         10.0        10.0
                                                       3.0%         4.0%       3.0%        4.0%         10.0        10.0
                                                       3.0%         4.0%       3.5%        3.5%         10.0        10.0
                                                       3.5%         3.5%       3.5%        3.5%         10.0        10.0
                                                       3.5%         3.5%       3.5%        3.5%         10.0        10.0
                                                       3.5%         3.5%       3.5%        3.5%         10.0        10.0
                                                       4.0%         4.0%       3.5%        3.5%         10.0        10.0
                                                                               3.5%        3.5%         10.0        10.0
                                                                               4.0%        4.0%         10.0        12.0




Number of Responses                                            12                     14                        14
Mean Average (Low/High)                                3.1%         3.4%       3.2%        3.4%          9.5         9.8
Mean Average (Overall, 1997)                                  3.3%                   3.3%                       9.6
Mean Average (Overall, 1996)                                  3.5%                   3.6%                      10.0
Change from Autumn 1996                                Down 20 Basis Pts       Down 26 Basis Pts        Decrease 0.3 Yrs
Median Average                                                3.0%                   3.5%                      10.0
Mode Average                                                  3.0%                   3.5%                      10.0
Low with in Range                                      2.0%         2.0%       2.0%        2.0%          3.0         5.0
High with in Range                                     4.0%         4.0%       4.0%        4.0%         10.0        12.0

    Class B - Leased Assets                            2.0%         2.0%       2.0%        2.0%          3.0         5.0
                                                       3.0%         3.0%       3.0%        3.0%         10.0        10.0
                                                       3.0%         3.0%       3.0%        3.0%         10.0        10.0
                                                       3.0%         3.0%       3.0%        3.0%         10.0        10.0
                                                       3.0%         3.0%       3.0%        3.0%         10.0        10.0
                                                       3.0%         4.0%       3.0%        4.0%         10.0        10.0
                                                       3.0%         4.0%       3.0%        4.0%         10.0        10.0
                                                       3.0%         4.0%       3.5%        3.5%         10.0        10.0
                                                       3.5%         3.5%       3.5%        3.5%         10.0        10.0
                                                       3.0%         4.0%       3.5%        3.5%         10.0        10.0
                                                                               3.5%        3.5%         10.0        10.0
                                                                                                        10.0        12.0

Number of Responses                                            10                     11                        12
Mean Average (Low/High)                                3.0%         9.7%       3.1%        9.7%          9.4         9.8
Mean Average (Overall, 1997)                                  3.2%                   3.2%                       9.6
Mean Average (Overall, 1996)                                  3.6%                   3.6%                       9.9
Change from Autumn 1996                                  Decrease 0.40%         Decrease 0.37%          Decrease 0.3 Yrs
Median Average                                                3.0%                   3.0%                      10.0
Mode Average                                                  3.0%                   3.0%                      10.0
Low with in Range                                      2.0%         2.0%       2.0%        2.0%          3.0         5.0
High with in Range                                     3.5%         4.0%       3.5%        4.0%         10.0        12.0

                                                              CUSHMAN &
                                                              WAKEFIELD
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

INVESTOR SURVEY                                              11:00 AM on 8/14/97
Cushman & Wakefield Valuation Advisory Services
Summer 1997

==============================================================================================================================
                                                                 Capitalization Rates
                                                      -------------------------------------------             Internal
                                                           Going-In                 Terminal               Rate of Return
                                                       Low         High          Low        High         Low          High
------------------------------------------------------------------------------------------------------------------------------
    Class A - Value Added                              8.0%         9.0%         9.0%       10.0%        10.0%        12.0%
                                                       8.5%         9.0%         9.0%        9.5%        11.0%        11.5%
                                                       9.5%         9.5%         9.5%        9.5%        12.0%        12.0%
                                                      10.0%        10.0%        10.0%       10.0%        12.0%        13.0%
                                                      11.0%        11.0%        11.5%       11.5%        12.0%        18.0%
                                                      11.5%        11.5%        12.0%       12.0%        12.5%        12.5%
                                                                                                         15.0%        15.0%



Number of Responses                                             6                        6                        7
Mean Average (Low/High)                                9.8%        10.0%        10.2%       10.4%        12.1%        13.4%
Mean Average (Overall, 1997)                                  9.9%                     10.3%                    12.8%
Mean Average (Overall, 1996)                                  9.8%                     10.6%                    11.9%
Change from Autumn 1996                                 Up 7 Basis Pts          Down 31 Basis Pts         Up 85 Basis Pts
Median Average                                                9.8%                     10.0%                    12.0%
Mode Average                                                  9.5%                     9.5%                     12.0%
Low with in Range                                      8.0%         9.0%         9.0%        9.5%        10.0%        11.5%
High with in Range                                    11.5%        11.5%        12.0%       12.0%        15.0%        18.0%

    Class B - Value Added                              8.0%         9.0%         9.0%       10.0%        10.0%        12.0%
                                                       9.5%        10.0%        10.0%       10.0%        11.5%        12.0%
                                                      10.0%        10.0%        10.0%       10.0%        12.0%        13.0%
                                                      10.0%        10.0%        10.0%       10.5%        12.0%        18.0%
                                                      11.0%        11.0%        11.5%       11.5%        13.0%        13.0%
                                                      11.5%        11.5%        12.0%       12.0%        13.5%        13.5%
                                                                                                         15.0%        15.0%



Number of Responses                                             6                        6                        7
Mean Average (Low/High)                               10.0%        10.3%        10.4%       10.7%        12.4%        13.8%
Mean Average (Overall, 1997)                                  10.1%                    10.5%                    13.1%
Mean Average (Overall, 1996)                                  10.3%                    11.1%                    12.4%
Change from Autumn 1996                                Down 13 Basis Pts        Down 56 Basis Pts         Up 71 Basis Pts
Median Average                                                10.0%                    10.0%                    13.0%
Mode Average                                                  10.0%                    10.0%                    12.0%
Low with in Range                                      8.0%         9.0%         9.0%       10.0%        10.0%        12.0%
High with in Range                                    11.5%        11.5%        12.0%       12.0%        15.0%        18.0%
  ----------------------------------------------------------------------------------------------------------------------------
  Warehouse/Distribution (Overall Results)
  ----------------------------------------------------------------------------------------------------------------------------
Number of Responses                                            40                       39                       35
Mean Average (Low/High)                                9.2%         9.6%         9.9%       10.2%        11.6%        12.7%
Mean Average (Overall, 1997)                                  9.4%                     10.1%                    12.2%
Mean Average (Overall, 1996)                                  9.6%                     10.4%                    11.6%
Change from Autumn 1996                                Down 19 Basis Pts        Down 27 Basis Pts         Up 55 Basis Pts
Median Average                                                9.5%                     10.0%                    12.0%
Mode Average                                                  10.0%                    10.0%                    12.0%
Low with in Range                                      8.0%         8.0%         8.8%        8.8%        10.0%        10.0%
High with in Range                                    11.5%        11.5%        13.0%       13.0%        15.0%        18.0%


==========================================================================================================================
                                                                      Growth Rate
                                                      -----------------------------------------        Typical Projection
                                                           Income                 Expenses               Period (Years)
                                                       Low         High        Low        High          Low         High
--------------------------------------------------------------------------------------------------------------------------
    Class A - Value Added                              2.0%         2.0%       2.0%        2.0%          3.0         5.0
                                                       3.0%         4.0%       3.0%        4.0%          4.0         6.0
                                                       3.0%         4.0%       3.0%        4.0%          5.0         5.0
                                                       3.0%         4.0%       3.5%        3.5%         10.0        10.0
                                                       3.5%         3.5%       3.5%        3.5%         10.0        10.0
                                                                                                        10.0        10.0
                                                                                                        10.0        10.0
                                                                                                        10.0        10.0
                                                                                                        10.0        12.0

Number of Responses                                             5                      5                         9
Mean Average (Low/High)                                2.9%         3.5%       3.0%        3.4%          8.0         8.7
Mean Average (Overall, 1997)                                  3.2%                   3.2%                       8.3
Mean Average (Overall, 1996)                                  3.6%                   3.7%                       9.9
Change from Autumn 1996                                Down 40 Basis Pts       Down 50 Basis Pts        Decrease 1.6 Yrs
Median Average                                                3.3%                   3.5%                      10.0
Mode Average                                                  3.0%                   3.5%                      10.0
Low with in Range                                      2.0%         2.0%       2.0%        2.0%          3.0         5.0
High with in Range                                     3.5%         4.0%       3.5%        4.0%         10.0        12.0

    Class B - Value Added                              2.0%         2.0%       2.0%        2.0%          3.0         5.0
                                                       3.0%         4.0%       3.0%        4.0%          4.0         6.0
                                                       3.0%         4.0%       3.0%        4.0%          5.0         5.0
                                                       3.0%         4.0%       3.5%        3.5%         10.0        10.0
                                                       3.5%         3.5%       3.5%        3.5%         10.0        10.0
                                                                                                        10.0        10.0
                                                                                                        10.0        10.0
                                                                                                        10.0        10.0
                                                                                                        10.0        12.0

Number of Responses                                             5                      5                        11
Mean Average (Low/High)                                2.9%         3.5%       3.0%        3.4%          8.0         8.7
Mean Average (Overall, 1997)                                  3.2%                   3.2%                       8.2
Mean Average (Overall, 1996)                                  3.6%                   3.7%                       9.9
Change from Autumn 1996                                Down 40 Basis Pts       Down 50 Basis Pts        Decrease 1.7 Yrs
Median Average                                                3.3%                   3.5%                      10.0
Mode Average                                                  3.0%                   3.5%                      10.0
Low with in Range                                      2.0%         2.0%       2.0%        2.0%          3.0         5.0
High with in Range                                     3.5%         4.0%       3.5%        4.0%         10.0        12.0
  ------------------------------------------------------------------------------------------------------------------------
  Warehouse/Distribution (Overall Results)
  ------------------------------------------------------------------------------------------------------------------------
Number of Responses                                            32                     35                        46
Mean Average (Low/High)                                3.0%         3.4%       3.1%        3.3%          8.9         9.3
Mean Average (Overall, 1997)                                  3.2%                   3.2%                       9.1
Mean Average (Overall, 1996)                                  3.6%                   3.6%                       9.9
Change from Autumn 1996                                Down 35 Basis Pts       Down 37 Basis Pts        Decrease 0.8 Yrs
Median Average                                                3.0%                   3.5%                      10.0
Mode Average                                                  3.0%                   3.5%                      10.0
Low with in Range                                      2.0%         2.0%       2.0%        2.0%          3.0         5.0
High with in Range                                     4.0%         4.0%       4.0%        4.0%         10.0        12.0

                                                              CUSHMAN &
                                                              WAKEFIELD
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

INVESTOR SURVEY                                              11:00 AM on 8/14/97
Cushman & Wakefield Valuation Advisory Services
Summer 1997

==============================================================================================================================
                                                                 Capitalization Rates
                                                      -------------------------------------------             Internal
                                                           Going-In                 Terminal               Rate of Return
                                                       Low         High          Low        High         Low          High
------------------------------------------------------------------------------------------------------------------------------
  ----------------------------------------------------------------------------------------------------------------------------
  Business Parks/Other Ind'l & Mfg
  ----------------------------------------------------------------------------------------------------------------------------
    Class A - Leased Asset                             8.0%         9.0%         9.0%        9.0%        10.0%        12.0%
                                                       8.5%         8.5%         9.0%       10.0%        10.5%        10.5%
                                                       9.0%         9.0%         9.5%        9.5%        10.5%        11.5%
                                                       9.0%        11.0%         9.5%        9.5%        10.5%        11.5%
                                                       9.0%         9.0%        10.0%       10.0%        11.0%        13.0%
                                                       9.3%         9.3%        10.0%       10.0%        11.5%        11.5%
                                                       9.5%        10.0%        10.0%       10.0%        12.0%        13.0%
                                                       9.5%         9.5%        10.0%       10.0%        12.0%        13.0%
                                                       9.8%         9.8%        10.0%       10.0%        14.0%        14.0%
                                                      10.0%        10.0%        10.0%       12.0%        15.0%        15.0%
                                                      10.0%        10.0%        10.3%       10.3%        15.0%        15.0%


Number of Responses                                            11                       11                       11
Mean Average (Low/High)                                9.2%         9.5%         9.8%       10.0%        12.0%        12.7%
Mean Average (Overall, 1997)                                  9.4%                     9.9%                     12.4%
Mean Average (Overall, 1996)                                  9.2%                     10.2%                    11.5%
Change from Autumn 1996                                 Up 24 Basis Pts         Down 31 Basis Pts         Up 86 Basis Pts
Median Average                                                9.4%                     10.0%                    12.0%
Mode Average                                                  9.0%                     10.0%                    10.5%
Low with in Range                                      8.0%         8.5%         9.0%        9.0%        10.0%        10.5%
High with in Range                                    10.0%        11.0%        10.3%       12.0%        15.0%        15.0%

    Class B - Leased Asset                             8.0%         9.0%         9.0%       10.0%        10.0%        12.0%
                                                       9.5%         9.5%        10.0%       10.0%        11.0%        12.0%
                                                       9.5%         9.5%        10.0%       10.0%        11.0%        12.0%
                                                       9.8%         9.8%        10.0%       10.0%        12.0%        13.0%
                                                      10.0%        10.0%        10.0%       10.0%        12.0%        13.0%
                                                      10.0%        10.0%        10.0%       10.0%        13.0%        13.0%
                                                      10.5%        10.5%        10.0%       10.0%        15.0%        15.0%
                                                                                10.0%       10.0%        15.0%        15.0%
                                                                                10.0%       10.0%
                                                                                10.0%       10.0%
                                                                                10.0%       10.0%

Number of Responses                                             7                       11                        8
Mean Average (Low/High)                                9.6%         9.8%         9.9%       10.0%        12.4%        13.1%
Mean Average (Overall, 1997)                                  9.7%                     10.0%                    12.8%
Mean Average (Overall, 1996)                                  9.6%                     10.3%                    11.5%
Change from Autumn 1996                                 Up 13 Basis Pts         Down 35 Basis Pts         Up 125 Basis Pts
Median Average                                                9.8%                     10.0%                    12.5%
Mode Average                                                  9.5%                     10.0%                    12.0%
Low with in Range                                      8.0%         9.0%         9.0%       10.0%        10.0%        12.0%
High with in Range                                    10.5%        10.5%        10.0%       10.0%        15.0%        15.0%


=========================================================================================================================
                                                                     Growth Rate
                                                     -----------------------------------------        Typical Projection
                                                          Income                 Expenses               Period (Years)
                                                      Low         High        Low        High          Low         High
-------------------------------------------------------------------------------------------------------------------------
  -----------------------------------------------------------------------------------------------------------------------
  Business Parks/Other Ind'l & Mfg
  -----------------------------------------------------------------------------------------------------------------------
    Class A - Leased Asset                            3.0%         4.0%       3.0%        4.0%          3.0         5.0
                                                      3.0%         4.0%       3.5%        3.5%          3.0         5.0
                                                      3.0%         4.0%       3.5%        3.5%         10.0        10.0
                                                      3.5%         3.5%       3.5%        3.5%         10.0        10.0
                                                      3.5%         3.5%       3.5%        3.5%         10.0        10.0
                                                      3.5%         3.5%       3.5%        3.5%         10.0        10.0
                                                      3.5%         3.5%       3.4%        3.5%         10.0        10.0
                                                      3.5%         3.5%       3.4%        3.5%         10.0        10.0
                                                      4.0%         4.0%       3.5%        3.5%         10.0        10.0
                                                      4.0%         4.0%       4.0%        4.0%         10.0        10.0
                                                                              4.0%        4.0%         10.0        12.0
                                                                                                       10.0        12.0

Number of Responses                                           10                     11                        12
Mean Average (Low/High)                               3.5%         3.8%       3.5%        3.6%          8.8         9.5
Mean Average (Overall, 1997)                                 3.6%                   3.6%                       9.2
Mean Average (Overall, 1996)                                 3.7%                   3.7%                       9.6
Change from Autumn 1996                               Down 5 Basis Pts        Down 7 Basis Pts         Decrease 0.4 Yrs
Median Average                                               3.5%                   3.5%                      10.0
Mode Average                                                 3.5%                   3.5%                      10.0
Low with in Range                                     3.0%         3.5%       3.0%        3.5%          3.0         5.0
High with in Range                                    4.0%         4.0%       4.0%        4.0%         10.0        12.0

    Class B - Leased Asset                            3.0%         4.0%       3.0%        4.0%          3.0         5.0
                                                      3.0%         4.0%       3.5%        3.5%          3.0         5.0
                                                      3.0%         4.0%       3.5%        3.5%         10.0        10.0
                                                      3.5%         3.5%       3.5%        3.5%         10.0        10.0
                                                      3.5%         3.5%       3.5%        3.5%         10.0        10.0
                                                      3.5%         3.5%       3.5%        3.5%         10.0        10.0
                                                      3.5%         3.5%       3.5%        3.5%         10.0        10.0
                                                      3.5%         3.5%       3.5%        3.5%         10.0        12.0
                                                                                                       10.0        12.0



Number of Responses                                            8                      8                         9
Mean Average (Low/High)                               3.3%         3.7%       3.4%        3.6%          8.4         9.3
Mean Average (Overall, 1997)                                 3.5%                   3.5%                       8.9
Mean Average (Overall, 1996)                                 3.7%                   3.7%                       9.6
Change from Autumn 1996                               Down 15 Basis Pts       Down 15 Basis Pts        Decrease 0.7 Yrs
Median Average                                               3.5%                   3.5%                      10.0
Mode Average                                                 3.5%                   3.5%                      10.0
Low with in Range                                     3.0%         3.5%       3.0%        3.5%          3.0         5.0
High with in Range                                    3.5%         4.0%       3.5%        4.0%         10.0        12.0

                                                              CUSHMAN &
                                                              WAKEFIELD
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

INVESTOR SURVEY                                              11:00 AM on 8/14/97
Cushman & Wakefield Valuation Advisory Services
Summer 1997

==============================================================================================================================
                                                                 Capitalization Rates
                                                      -------------------------------------------             Internal
                                                           Going-In                 Terminal               Rate of Return
                                                       Low         High          Low        High         Low          High
------------------------------------------------------------------------------------------------------------------------------
    Class A - Value Added                              8.0%         8.0%         9.0%        9.0%        10.0%        12.0%
                                                       9.0%         9.0%        10.0%       10.0%        12.0%        18.0%
                                                      10.0%        10.0%        10.0%       10.0%        12.0%        18.0%
                                                      10.0%        10.0%        10.0%       10.0%        12.0%        13.0%
                                                      11.0%        11.0%        11.5%       11.5%        12.0%        13.0%
                                                      11.0%        11.0%        11.5%       11.5%        13.0%        13.0%
                                                      11.5%        11.5%        12.0%       12.0%        15.0%        15.0%
                                                      11.5%        11.5%        12.0%       12.0%        15.0%        15.0%



Number of Responses                                             8                        8                        8
Mean Average (Low/High)                               10.3%        10.3%        10.8%       10.8%        12.6%        14.6%
Mean Average (Overall, 1997)                                  10.3%                    10.8%                    13.6%
Mean Average (Overall, 1996)                                  9.7%                     10.4%                    12.8%
Change from Autumn 1996                                 Up 55 Basis Pts          Up 35 Basis Pts          Up 82 Basis Pts
Median Average                                                10.5%                    10.8%                    13.0%
Mode Average                                                  10.0%                    10.0%                    12.0%
Low with in Range                                      8.0%         8.0%         9.0%        9.0%        10.0%        12.0%
High with in Range                                    11.5%        11.5%        12.0%       12.0%        15.0%        18.0%

    Class B - Value Added                              8.0%         8.0%         9.0%        9.0%        12.0%        12.0%
                                                       9.0%         9.0%        10.0%       10.0%        12.0%        13.0%
                                                      10.0%        10.0%        10.0%       10.0%        12.0%        18.0%
                                                      10.0%        10.0%        10.0%       10.0%        12.0%        18.0%
                                                      11.0%        11.0%        11.5%       11.5%        13.0%        13.0%
                                                      11.0%        11.0%        11.5%       11.5%        15.0%        15.0%
                                                      11.5%        11.5%        12.0%       12.0%        15.0%        15.0%
                                                      11.5%        11.5%        12.0%       12.0%



Number of Responses                                             8                        8                        7
Mean Average (Low/High)                               10.3%        10.3%        10.8%       10.8%        13.0%        14.9%
Mean Average (Overall, 1997)                                  10.3%                    10.8%                    13.9%
Mean Average (Overall, 1996)                                  9.9%                     10.5%                    12.8%
Change from Autumn 1996                                 Up 35 Basis Pts          Up 25 Basis Pts          Up 113 Basis Pts
Median Average                                                10.5%                    10.8%                    13.0%
Mode Average                                                  10.0%                    10.0%                    12.0%
Low with in Range                                      8.0%         8.0%         9.0%        9.0%        12.0%        12.0%
High with in Range                                    11.5%        11.5%        12.0%       12.0%        15.0%        18.0%
  ----------------------------------------------------------------------------------------------------------------------------
  Business Parks/Other Ind'l Mfg (Overall Results)
  ----------------------------------------------------------------------------------------------------------------------------
Number of Responses                                            34                       38                       34
Mean Average (Low/High)                                9.8%         9.9%        10.2%       10.3%        12.4%        13.7%
Mean Average (Overall, 1997)                                  9.9%                     10.3%                    13.1%
Mean Average (Overall, 1996)                                  9.6%                     10.3%                    12.2%
Change from Autumn 1996                                 Up 30 Basis Pts         Down 3 Basis Pts          Up 87 Basis Pts
Median Average                                                10.0%                    10.0%                    13.0%
Mode Average                                                  10.0%                    10.0%                    12.0%
Low with in Range                                      8.0%         8.0%         9.0%        9.0%        10.0%        10.0%
High with in Range                                    11.5%        11.5%        12.0%       12.0%        15.0%        15.0%


==========================================================================================================================
                                                                      Growth Rate
                                                      -----------------------------------------        Typical Projection
                                                           Income                 Expenses               Period (Years)
                                                       Low         High        Low        High          Low         High
--------------------------------------------------------------------------------------------------------------------------
    Class A - Value Added                              3.0%         4.0%       3.0%        4.0%          3.0         5.0
                                                       3.0%         4.0%       3.5%        3.5%          3.0         5.0
                                                       3.0%         4.0%       3.5%        3.5%          4.0         6.0
                                                       3.5%         3.5%       3.5%        3.5%          4.0         6.0
                                                       3.5%         3.5%       3.5%        3.5%         10.0        10.0
                                                       3.5%         3.5%       3.5%        3.5%         10.0        10.0
                                                       3.5%         3.5%       3.5%        3.5%         10.0        10.0
                                                       3.5%         3.5%       3.5%        3.5%         10.0        10.0
                                                                                                        10.0        12.0
                                                                                                        10.0        12.0

Number of Responses                                             8                      8                        10
Mean Average (Low/High)                                3.3%         3.7%       3.4%        3.6%          7.4         8.6
Mean Average (Overall, 1997)                                  3.5%                   3.5%                       8.0
Mean Average (Overall, 1996)                                  3.7%                   3.5%                       8.8
Change from Autumn 1996                                Down 20 Basis Pts        Up 0 Basis Pts          Decrease 0.8 Yrs
Median Average                                                3.5%                   3.5%                      10.0
Mode Average                                                  3.5%                   3.5%                      10.0
Low with in Range                                      3.0%         3.5%       3.0%        3.5%          3.0         5.0
High with in Range                                     3.5%         4.0%       3.5%        4.0%         10.0        12.0

    Class B - Value Added                              3.0%         3.0%       3.5%        3.5%          3.0         5.0
                                                       3.0%         4.0%       3.5%        3.5%          3.0         5.0
                                                       3.5%         3.5%       3.5%        3.5%          4.0         6.0
                                                       3.5%         3.5%       3.5%        3.5%          4.0         6.0
                                                       3.5%         3.5%       3.5%        3.5%         10.0        10.0
                                                       3.5%         3.5%       3.5%        3.5%         10.0        10.0
                                                       3.5%         3.5%       3.5%        3.5%         10.0        10.0
                                                       4.0%         4.0%                                10.0        10.0
                                                                                                        10.0        12.0
                                                                                                        10.0        12.0

Number of Responses                                             8                      7                        10
Mean Average (Low/High)                                3.4%         3.6%       3.5%        3.5%          7.4         8.6
Mean Average (Overall, 1997)                                  3.5%                   3.5%                       8.0
Mean Average (Overall, 1996)                                  3.7%                   3.5%                       8.8
Change from Autumn 1996                                Down 20 Basis Pts        Up 0 Basis Pts          Decrease 0.8 Yrs
Median Average                                                3.5%                   3.5%                      10.0
Mode Average                                                  3.5%                   3.5%                      10.0
Low with in Range                                      3.0%         3.0%       3.5%        3.5%          3.0         5.0
High with in Range                                     4.0%         4.0%       3.5%        3.5%         10.0        12.0
  ------------------------------------------------------------------------------------------------------------------------
  Business Parks/Other Ind'l Mfg (Overall Results)
  ------------------------------------------------------------------------------------------------------------------------
Number of Responses                                            34                     34                        41
Mean Average (Low/High)                                3.4%         3.7%       3.5%        3.6%          8.0         9.0
Mean Average (Overall, 1997)                                  3.5%                   3.5%                       8.5
Mean Average (Overall, 1996)                                  3.7%                   3.6%                       9.2
Change from Autumn 1996                                Down 12 Basis Pts       Down 2 Basis Pts         Decrease 0.6 Yrs
Median Average                                                3.5%                   3.5%                      10.0
Mode Average                                                  3.5%                   3.5%                      10.0
Low with in Range                                      3.0%         3.0%       3.0%        3.5%          3.0         5.0
High with in Range                                     4.0%         4.0%       4.0%        4.0%         10.0        12.0

                                                              CUSHMAN &
                                                              WAKEFIELD
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

INVESTOR SURVEY                                              11:00 AM on 8/14/97
Cushman & Wakefield Valuation Advisory Services
Summer 1997

===============================================================================================================================
                                                                 Capitalization Rates
                                                      -------------------------------------------             Internal
                                                           Going-In                 Terminal               Rate of Return
                                                       Low         High          Low        High         Low          High
-------------------------------------------------------------------------------------------------------------------------------
RETAIL
  -----------------------------------------------------------------------------------------------------------------------------
  Neighborhood & Community Centers                     9.5%         9.8%         9.7%       10.0%        12.2%        13.3%
  -----------------------------------------------------------------------------------------------------------------------------
    Class A - Leased Assets                            8.5%         8.5%         9.0%        9.0%        10.0%        13.0%
                                                       8.5%         8.5%         9.0%        9.0%        10.0%        12.0%
                                                       8.5%        11.0%         9.0%        9.0%        10.5%        10.5%
                                                       9.0%         9.0%         9.0%        9.0%        10.5%        11.5%
                                                       9.0%        10.0%         9.0%        9.0%        10.8%        11.5%
                                                       9.0%         9.5%         9.0%       11.5%        11.0%        11.0%
                                                       9.0%        10.0%         9.5%       10.0%        11.0%        11.0%
                                                       9.0%         9.5%         9.5%       10.5%        11.0%        12.0%
                                                       9.3%         9.3%         9.5%       10.0%        11.5%        12.0%
                                                       9.3%         9.8%         9.8%        9.8%        12.0%        13.0%
                                                       9.5%         9.5%         9.8%        9.8%        15.0%        20.0%
                                                      10.0%        10.0%        10.0%       10.0%
                                                                                10.0%       11.0%

Number of Responses                                            12                       13                       11
Mean Average (Low/High)                                9.0%         9.5%         9.4%        9.8%        11.2%        12.5%
Mean Average (Overall, 1997)                                  9.3%                     9.6%                     11.9%
Mean Average (Overall, 1996)                                  9.6%                     10.2%                    12.0%
Change from Autumn 1996                                Down 26 Basis Pts        Down 60 Basis Pts        Down 15 Basis Pts
Median Average                                                9.3%                     9.5%                     11.3%
Mode Average                                                  9.0%                     9.0%                     11.0%
Low with in Range                                      8.5%         8.5%         9.0%        9.0%        10.0%        10.5%
High with in Range                                    10.0%        11.0%        10.0%       11.5%        15.0%        20.0%

    Class B - Leased Asset                             8.5%         8.5%         9.0%        9.0%        10.0%        12.0%
                                                       9.0%         9.0%         9.0%        9.0%        11.0%        11.0%
                                                       9.0%        10.0%         9.3%        9.3%        11.0%        11.0%
                                                       9.3%         9.3%         9.5%        9.5%        11.0%        12.0%
                                                       9.5%         9.5%        10.0%       10.0%        11.5%        11.5%
                                                       9.5%        10.0%        10.0%       11.0%        12.0%        13.0%
                                                      10.0%        10.0%        10.0%       10.5%        12.0%        13.0%
                                                      10.0%        11.0%        10.5%       10.5%        15.0%        15.0%
                                                      10.5%        10.5%        10.5%       11.5%        20.0%        20.0%



Number of Responses                                             9                        9                        9
Mean Average (Low/High)                                9.5%         9.8%         9.8%       10.8%        12.6%        13.2%
Mean Average (Overall, 1997)                                  9.6%                     9.9%                     12.9%
Mean Average (Overall, 1996)                                  9.8%                     10.8%                    12.3%
Change from Autumn 1996                                Down 14 Basis Pts        Down 86 Basis Pts         Up 59 Basis Pts
Median Average                                                9.5%                     10.0%                    12.0%
Mode Average                                                  10.0%                    9.0%                     11.0%
Low with in Range                                      8.5%         8.5%         9.0%        9.0%        10.0%        11.0%
High with in Range                                    10.5%        11.0%        10.5%       11.5%        20.0%        20.0%


==========================================================================================================================
                                                                      Growth Rate
                                                      -----------------------------------------        Typical Projection
                                                           Income                 Expenses               Period (Years)
                                                       Low         High        Low        High          Low         High
--------------------------------------------------------------------------------------------------------------------------
RETAIL
  ------------------------------------------------------------------------------------------------------------------------
  Neighborhood & Community Centers                     3.4%         3.8%       3.4%        3.6%          7.9         8.3
  ------------------------------------------------------------------------------------------------------------------------
    Class A - Leased Assets                            2.5%         2.5%       3.0%        3.0%          3.0         3.0
                                                       3.0%         3.0%       3.0%        3.0%          3.0         5.0
                                                       3.0%         3.0%       3.0%        4.0%          5.0        10.0
                                                       3.0%         4.0%       3.0%        4.0%         10.0        10.0
                                                       3.0%         4.0%       3.5%        3.5%         10.0        10.0
                                                       3.0%         4.0%       3.5%        3.5%         10.0        10.0
                                                       3.5%         3.5%       3.5%        3.5%         10.0        10.0
                                                       3.5%         3.5%       3.5%        3.5%         10.0        10.0
                                                       3.5%         3.5%       3.5%        3.5%         10.0        10.0
                                                       4.0%         4.0%       4.0%        4.0%         10.0        10.0
                                                       4.0%         4.0%       4.0%        4.0%         10.0        10.0
                                                                               4.0%        4.0%         10.0        10.0
                                                                                                        10.0        12.0

Number of Responses                                            11                     12                        13
Mean Average (Low/High)                                3.3%         3.5%       3.5%        3.6%          8.5         9.2
Mean Average (Overall, 1997)                                  3.4%                   3.5%                       8.8
Mean Average (Overall, 1996)                                  3.3%                   3.7%                       9.2
Change from Autumn 1996                                 Up 11 Basis Pts        Down 11 Basis Pts        Decrease 0.3 Yrs
Median Average                                                3.5%                   3.5%                      10.0
Mode Average                                                  3.0%                   3.5%                      10.0
Low with in Range                                      2.5%         2.5%       3.0%        3.0%          3.0         3.0
High with in Range                                     4.0%         4.0%       4.0%        4.0%         10.0        12.0

    Class B - Leased Asset                             3.0%         3.0%       3.0%        3.0%          3.0         3.0
                                                       3.0%         3.0%       3.0%        3.0%          3.0         3.0
                                                       3.0%         4.0%       3.0%        4.0%          5.0         5.0
                                                       3.0%         4.0%       3.0%        4.0%          5.0        10.0
                                                       3.0%         4.0%       3.5%        3.5%         10.0        10.0
                                                       3.5%         3.5%       3.5%        3.5%         10.0        10.0
                                                       3.5%         3.5%       3.5%        3.5%         10.0        10.0
                                                       3.5%         3.5%       3.5%        3.5%         10.0        10.0
                                                       4.0%         4.0%       4.0%        4.0%         10.0        10.0
                                                                                                        10.0        10.0
                                                                                                        10.0        12.0

Number of Responses                                             9                      9                        11
Mean Average (Low/High)                                3.3%         3.6%       3.3%        3.6%          7.8         8.5
Mean Average (Overall, 1997)                                  3.4%                   3.4%                       8.1
Mean Average (Overall, 1996)                                  3.1%                   3.8%                       9.3
Change from Autumn 1996                                 Up 39 Basis Pts        Down 31 Basis Pts        Decrease 1.2 Yrs
Median Average                                                3.5%                   3.5%                      10.0
Mode Average                                                  3.0%                   3.5%                      10.0
Low with in Range                                      3.0%         3.0%       3.0%        3.0%          3.0         3.0
High with in Range                                     4.0%         4.0%       4.0%        4.0%         10.0        12.0

                                                              CUSHMAN &
                                                              WAKEFIELD
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

INVESTOR SURVEY                                              11:00AM on 8/14/97
Cushman & Wakefield Valuation Advisory Services
Summer 1997

========================================================================================================
                                             Capitalization Rates
                                 --------------------------------------------         Internal
                                       Going-In                Terminal            Rate of Return
                                  Low           High      Low           High     Low           High
--------------------------------------------------------------------------------------------------------
    Class A - Value Added         8.5%           8.5%     9.0%           9.0%   10.0%          12.0%
    ---------------------         9.0%           9.0%     9.0%           9.0%   11.0%          11.0%
                                  9.0%           9.0%     9.0%           9.0%   11.5%          12.0%
                                  9.0%          10.0%    10.0%          11.0%   12.0%          13.0%
                                  9.5%          10.5%    10.0%          11.0%   12.0%          18.0%
                                 11.0%          11.0%    10.3%          10.3%   12.5%          12.5%
                                 11.0%          11.0%    11.5%          11.5%   15.0%          15.0%
                                 11.5%          11.5%    12.0%          12.0%   20.0%          20.0%



Number of Responses                        8                       8                      8
Mean Average (Low/High)           9.8%          10.1%    10.1%          10.3%   13.0%          14.2%
Mean Average (Overall, 1997)              9.9%                    10.2%                 13.6%
Mean Average (Overall, 1996)             10.0%                    10.4%                 14.2%
Change from Autumn 1996          Down 6 Basis Pts        Down 18 Basis Pts      Down 61 Basis Pts
Median Average                            9.8%                    10.1%                 12.3%
Mode Average                              9.0%                     9.0%                 12.0%
Low with in Range                 8.5%           8.5%     9.0%           9.0%   10.0%          11.0%
High with in Range               11.5%          11.5%    12.0%          12.0%   20.0%          20.0%


   Class B - Value Added          8.5%           8.5%     9.0%           9.0%   10.0%          12.0%
   ---------------------          9.0%           9.0%     9.0%           9.0%   11.0%          11.0%
                                  9.0%           9.0%     9.0%           9.0%   12.0%          13.0%
                                  9.0%          10.0%    10.0%          11.0%   12.0%          18.0%
                                 10.5%          11.5%    10.5%          10.5%   12.0%          13.0%
                                 11.0%          11.0%    10.5%          11.5%   13.5%          13.5%
                                 11.5%          11.5%    11.0%          12.0%   15.0%          15.0%
                                 12.0%          12.0%    11.5%          11.5%   20.0%          20.0%


Number of Responses                        8                       8                      8
Mean Average (Low/High)          10.1%          10.3%    10.1%          10.4%   13.2%          14.4%
Mean Average (Overall, 1997)             10.2%                    10.3%                 13.8%
Mean Average (Overall, 1996)             10.6%                    11.2%                 14.6%
Change from Autumn 1996          Down 36 Basis Pts       Down 90 Basis Pts      Down 79 Basis Pts
Median Average                           10.3%                    10.5%                 13.0%
Mode Average                              9.0%                     9.0%                 12.0%
Low with in Range                 8.5%           8.5%     9.0%           9.0%   10.0%          11.0%
High with in Range               12.0%          12.0%    11.5%          12.0%   20.0%          20.0%

--------------------------------------------------------------------------------------------------------
  Neighborhood & Community Centers (Overall Results)
--------------------------------------------------------------------------------------------------------

Number of Responses                       37                      38                     36
Mean Average (Low/High)           9.5%           9.9%     9.8%          10.1%   12.4%          13.5%
Mean Average (Overall, 1997)              9.7%                     9.9%                 12.9%
Mean Average (Overall, 1996)             10.0%                    10.6%                 13.3%
Change from Autumn 1996          Down 25 Basis Pts       Down 67 Basis Pts      Down 32 Basis Pts
Median Average                            9.5%                     9.9%                 12.0%
Mode Average                              9.0%                     9.0%                 12.0%
Low with in Range                 8.5%           8.5%     9.0%           9.0%   10.0%          10.5%
High with in Range               12.0%          12.0%    12.0%          12.0%   20.0%          20.0%

==================================================================================================
                                                  Growth Rate
                                   ----------------------------------------    Typical Projection
                                           Income               Expenses         Period (Years)
                                   Low             High    Low          High   Low            High
--------------------------------------------------------------------------------------------------
    Class A - Value Added          3.0%            3.0%    3.0%         3.0%    3.0            3.0
    ---------------------          3.0%            4.0%    3.0%         3.0%    3.0            3.0
                                   3.0%            4.0%    3.0%         4.0%    5.0            5.0
                                   3.0%            4.0%    3.0%         4.0%    5.0            5.0
                                   3.5%            3.5%    3.5%         3.5%   10.0           10.0
                                   3.5%            3.5%    3.5%         3.5%   10.0           10.0
                                   4.0%            4.0%    3.5%         3.5%   10.0           10.0
                                   5.0%            5.0%    4.0%         4.0%   10.0           10.0
                                                                               10.0           10.0
                                                                               10.0           12.0

Number of Responses                         8                      8                   10
Mean Average (Low/High)            3.5%            3.9%    3.3%         3.6%    7.6            7.8
Mean Average (Overall, 1997)               3.7%                   3.4%                 7.7
Mean Average (Overall, 1996)               3.4%                   3.5%                 8.8
Change from Autumn 1996            Up 29 Basis Pts         Down 1 Basis Pts    Decrease 1.1 Yrs
Median Average                             3.5%                   3.5%                10.0
Mode Average                               3.0%                   3.0%                10.0
Low with in Range                  3.0%            3.0%    3.0%         3.0%    3.0            3.0
High with in Range                 5.0%            5.0%    4.0%         4.0%   10.0           12.0


   Class B - Value Added           3.0%            3.0%    3.0%         3.0%    3.0            3.0
   ---------------------           3.0%            4.0%    3.0%         3.0%    3.0            3.0
                                   3.0%            4.0%    3.0%         4.0%    5.0            5.0
                                   3.0%            4.0%    3.0%         4.0%    5.0            5.0
                                   3.5%            3.5%    3.5%         3.5%   10.0           10.0
                                   3.5%            3.5%    3.5%         3.5%   10.0           10.0
                                   4.0%            4.0%    3.5%         3.5%   10.0           10.0
                                   7.5%            7.5%    4.0%         4.0%   10.0           10.0
                                                                               10.0           10.0

Number of Responses                         8                      8                    9
Mean Average (Low/High)            3.8%            4.2%    3.3%         3.6%    7.3            7.3
Mean Average (Overall, 1997)               4.0%                   3.4%                 7.3
Mean Average (Overall, 1996)               3.4%                   3.5%                 8.8
Change from Autumn 1996            Up 60 Basis Pts         Down 1 Basis Pts    Decrease 1.4 Yrs
Median Average                             3.5%                   3.5%                10.0
Mode Average                               3.0%                   3.0%                10.0
Low with in Range                  3.0%            3.0%    3.0%         3.0%    3.0            3.0
High with in Range                 7.5%            7.5%    4.0%         4.0%   10.0           10.0

--------------------------------------------------------------------------------------------------
  Neighborhood & Community Center
--------------------------------------------------------------------------------------------------

Number of Responses                        36                     37                   43
Mean Average (Low/High)            3.4%            3.8%    3.4%         3.6%    7.8            8.3
Mean Average (Overall, 1997)               3.6%                   3.5%                 8.1
Mean Average (Overall, 1996)               3.3%                   3.6%                 9.0
Change from Autumn 1996            Up 31 Basis Pts         Down 13 Basis Pts   Decrease 0.9 Yrs
Median Average                             3.5%                   3.5%                10.0
Mode Average                               3.0%                   3.5%                10.0
Low with in Range                  2.5%            2.5%    3.0%         3.0%    3.0            3.0
High with in Range                 7.5%            7.5%    4.0%         4.0%   10.0           12.0

INVESTOR SURVEY                                              11:00AM on 8/14/97
Cushman & Wakefield Valuation Advisory Services
Summer 1997

=====================================================================================================
                                             Capitalization Rates
                                 --------------------------------------------         Internal
                                       Going-In                Terminal            Rate of Return
                                  Low           High      Low           High     Low           High
-----------------------------------------------------------------------------------------------------
  ---------------------------------------------------------------------------------------------------
  Power Center & "Big Box"
  ---------------------------------------------------------------------------------------------------
    Class A - Leased Asset        9.0%           9.0%     9.0%           9.0%   10.5%          10.5%
    ----------------------        9.0%           9.0%     9.0%          11.0%   10.5%          10.5%
                                  9.0%           9.8%     9.8%           9.8%   10.5%          11.5%
                                  9.0%          11.0%    10.0%          10.0%   10.5%          12.5%
                                  9.5%          10.0%    10.0%          10.0%   11.5%          11.5%
                                  9.5%          10.0%    10.0%          10.0%   11.5%          11.5%
                                  9.8%           9.8%    10.0%          10.5%   11.5%          11.5%
                                 10.0%          10.5%    10.0%          10.5%   12.0%          12.0%
                                 10.3%          10.3%    10.0%          10.5%   12.0%          13.5%
                                 10.5%          10.5%    10.3%          10.3%   12.0%          13.0%
                                 10.5%          10.5%                           15.0%          15.0%
                                                                                20.0%          20.0%

Number of Responses                       11                      10                     12
Mean Average (Low/High)           9.6%          10.0%     9.8%          10.2%   12.3%          12.8%
Mean Average (Overall, 1997)              9.8%                    10.0%                 12.5%
Mean Average (Overall, 1996)              9.5%                     9.9%                 11.6%
Change from Autumn 1996          Up 38 Basis Pts         Up 8 Basis Pts         Up 92 Basis Pts
Median Average                            9.9%                    10.0%                 11.5%
Mode Average                              9.0%                    10.0%                 11.5%
Low with in Range                 9.0%           9.0%     9.0%           9.0%   10.5%          10.5%
High with in Range               10.5%          11.0%    10.3%          11.0%   20.0%          20.0%


   Class B - Leased Asset         9.0%           9.0%     9.0%           9.0%   10.5%          10.5%
   ----------------------         9.0%           9.0%    10.0%          10.0%   11.0%          11.0%
                                  9.5%           9.5%    10.0%          10.0%   12.0%          12.0%
                                  9.8%           9.8%    10.3%          10.3%   12.0%          13.0%
                                 10.0%          10.0%                           15.0%          15.0%
                                 10.0%          10.0%    10.5%          10.5%   20.0%          20.0%
                                 10.0%          10.0%
                                 10.5%          10.5%

Number of Responses                        8                       5                      6
Mean Average (Low/High)           9.7%           9.7%    10.0%          10.0%   13.4%          13.6%
Mean Average (Overall, 1997)              9.7%                    10.0%                 13.5%
Mean Average (Overall, 1996)             10.0%                    10.4%                 11.2%
Change from Autumn 1996          Down 23 Basis Pts       Down 40 Basis Pts      Up 235 Basis Pts
Median Average                            9.9%                    10.0%                 12.0%
Mode Average                             10.0%                    10.0%                 12.0%
Low with in Range                 9.0%           9.0%     9.0%           9.0%   10.5%          10.5%
High with in Range               10.5%          10.5%    10.5%          10.5%   20.0%          20.0%

================================================================================================
                                                Growth Rate
                                 ----------------------------------------    Typical Projection
                                         Income               Expenses         Period (Years)
                                 Low             High    Low          High   Low            High
------------------------------------------------------------------------------------------------
  ----------------------------------------------------------------------------------------------
  Power Center & "Big Box"
  ----------------------------------------------------------------------------------------------
    Class A - Leased Asset       2.0%            2.0%    3.0%         3.0%    3.0            3.0
    ----------------------       2.0%            3.0%    3.0%         3.0%    5.0            5.0
                                 3.0%            3.0%    3.0%         4.0%   10.0           10.0
                                 3.0%            3.0%    3.5%         3.5%   10.0           10.0
                                 3.0%            3.0%    3.5%         3.5%   10.0           10.0
                                 3.5%            3.5%    3.5%         3.5%   10.0           10.0
                                 3.5%            3.5%    3.5%         3.5%   10.0           10.0
                                 4.0%            4.0%    4.0%         4.0%   10.0           10.0
                                 4.0%            4.0%    4.0%         4.0%   10.0           10.0
                                                                             10.0           10.0
                                                                             10.0           20.0
                                                                             12.0           12.0

Number of Responses                       9                      9                   12
Mean Average (Low/High)          3.1%            3.2%    3.4%         3.6%    9.2           10.0
Mean Average (Overall, 1997)             3.2%                   3.5%                 9.6
Mean Average (Overall, 1996)             3.4%                   3.6%                 9.6
Change from Autumn 1996          Down 23 Basis Pts       Down 5 Basis Pts    Decrease 0.0 Yrs
Median Average                           3.0%                   3.5%                10.0
Mode Average                             3.0%                   3.5%                10.0
Low with in Range                2.0%            2.0%    3.0%         3.0%    3.0            3.0
High with in Range               4.0%            4.0%    4.0%         4.0%   12.0           20.0


   Class B - Leased Asset        3.0%            3.0%    3.5%         3.5%    3.0            3.0
   ----------------------        3.5%            3.5%    3.5%         3.5%    5.0            5.0
                                 3.5%            3.5%    3.5%         3.5%   10.0           10.0
                                 4.0%            4.0%                        10.0           10.0
                                                                             10.0           10.0
                                                                             12.0           12.0



Number of Responses                       4                      3                    6
Mean Average (Low/High)          3.5%            3.5%    3.5%         3.5%    8.3            8.3
Mean Average (Overall, 1997)             3.5%                   3.5%                 8.3
Mean Average (Overall, 1996)             3.3%                   3.5%                 9.8
Change from Autumn 1996          Up 25 Basis Pts         Up 5 Basis Pts      Decrease 1.5 Yrs
Median Average                           3.5%                   3.5%                10.0
Mode Average                             3.5%                   3.5%                10.0
Low with in Range                3.0%            3.0%    3.5%         3.5%    3.0            3.0
High with in Range               4.0%            4.0%    3.5%         3.5%   12.0           12.0

INVESTOR SURVEY                                              11:00AM on 8/14/97
Cushman & Wakefield Valuation Advisory Services
Summer 1997

====================================================================================================
                                             Capitalization Rates
                                 --------------------------------------------         Internal
                                       Going-In                Terminal            Rate of Return
                                  Low           High      Low           High     Low           High
----------------------------------------------------------------------------------------------------
    Class A - Valued Added        8.0%           8.0%     9.0%           9.0%   10.5%          10.5%
    ----------------------        9.0%           9.0%    10.0%          10.0%   12.0%          12.0%
                                  9.0%           9.0%    10.0%          10.0%   12.0%          13.0%
                                  9.5%           9.5%    10.3%          10.3%   15.0%          15.0%
                                  9.8%           9.8%                           18.0%          18.0%
                                 10.0%          10.0%    10.3%          10.3%   20.0%          20.0%
                                 10.5%          10.5%    10.5%          10.5%

Number of Responses                        8                       6                      6
Mean Average (Low/High)           9.5%           9.5%    10.0%          10.0%   14.6%          14.8%
Mean Average (Overall, 1997)              9.6%                    10.0%                 14.7%
Mean Average (Overall, 1996)              9.8%                    10.4%                 12.0%
Change from Autumn 1996          Down 28 Basis Pts       Down 35 Basis Pts      Up 267 Basis Pts
Median Average                            9.6%                    10.1%                 14.0%
Mode Average                              9.0%                    10.0%                 12.0%
Low with in Range                 8.0%           8.0%     9.0%           9.0%   10.6%          10.5%
High with in Range               10.5%          10.5%    10.5%          10.5%   20.0%          20.0%


   Class B - Value Added          9.0%           9.0%     9.0%           9.0%   10.5%          10.5%
   ---------------------          9.0%           9.0%    10.0%          10.0%   12.0%          12.0%
                                  9.5%           9.5%    10.0%          10.0%   12.0%          13.0%
                                  9.8%           9.8%    10.3%          10.3%   15.0%          15.0%
                                 10.0%          10.0%                           18.0%          18.0%
                                 10.0%          10.0%    10.5%          10.5%   20.0%          20.0%
                                 10.0%          10.0%
                                 10.5%          10.5%

Number of Responses                        8                       5                      6
Mean Average (Low/High)           9.7%           9.7%    10.0%          10.0%   14.6%          14.8%
Mean Average (Overall, 1997)              9.7%                    10.0%                 14.7%
Mean Average (Overall, 1996)             10.1%                    10.5%                 12.7%
Change from Autumn 1996          Down 33 Basis Pts       Down 55 Basis Pts      Up 197 Basis Pts
Median Average                            9.9%                    10.0%                 14.0%
Mode Average                             10.0%                    10.0%                 12.0%
Low with in Range                 9.0%           9.0%     9.0%           9.0%   10.5%          10.5%
High with in Range               10.5%          10.5%    10.5%          10.5%   20.0%          20.0%

  --------------------------------------------------------------------------------------------------
  Power Center & "Big Box" (Overall Results)
  --------------------------------------------------------------------------------------------------
Number of Responses                       35                      26                     30
Mean Average (Low/High)           9.6%           9.8%     9.9%          10.0%   13.4%          13.7%
Mean Average (Overall, 1997)              9.7%                    10.0%                 13.6%
Mean Average (Overall, 1996)              9.8%                    10.3%                 11.9%
Change from Autumn 1996          Down 5 Basis Pts        Down 28 Basis Pts      Up 137 Basis Pts
Median Average                            9.8%                    10.0%                 12.0%
Mode Average                             10.0%                    10.0%                 12.0%
Low with in Range                 8.0%           8.0%     9.0%           9.0%   10.5%          10.5%
High with in Range               10.5%          11.0%    10.5%          11.0%   20.0%          20.0%

================================================================================================
                                                Growth Rate
                                 ----------------------------------------    Typical Projection
                                         Income               Expenses         Period (Years)
                                 Low             High    Low          High   Low            High
------------------------------------------------------------------------------------------------
    Class A - Valued Added       3.0%            3.0%    3.0%         3.0%    3.0            3.0
    ----------------------
                                 3.5%            3.5%    3.5%         3.5%    5.0            5.0
                                 3.5%            3.5%    3.5%         3.5%   10.0           10.0
                                 4.0%            4.0%    3.5%         3.5%   10.0           10.0
                                 4.0%            4.0%                        10.0           10.0
                                                                             10.0           10.0
                                                                             12.0           12.0

Number of Responses                       5                      4                    7
Mean Average (Low/High)          3.6%            3.6%    3.4%         3.4%    8.6            8.6
Mean Average (Overall, 1997)             3.6%                   3.4%                 8.6
Mean Average (Overall, 1996)             3.1%                   3.5%                 9.8
Change from Autumn 1996          Up 55 Basis Pts         Down 8 Basis Pts    Decrease 1.2 Yrs
Median Average                           3.5%                   3.5%                10.0
Mode Average                             3.5%                   3.5%                10.0
Low with in Range                3.0%            3.0%    3.0%         3.0%    3.0            3.0
High with in Range               4.0%            4.0%    3.5%         3.5%   12.0           12.0


   Class B - Value Added         3.0%            3.0%    3.5%         3.5%    3.0            3.0
   ---------------------         3.5%            3.5%    3.5%         3.5%    5.0            5.0
                                 3.5%            3.5%    3.5%         3.5%   10.0           10.0
                                 4.0%            4.0%                        10.0           10.0
                                                                             10.0           10.0
                                                                             12.0           12.0



Number of Responses                       4                      3                    6
Mean Average (Low/High)          3.5%            3.5%    3.5%         3.5%    8.3            8.3
Mean Average (Overall, 1997)             3.5%                   3.5%                 8.3
Mean Average (Overall, 1996)             3.1%                   3.5%                 9.8
Change from Autumn 1996          Up 45 Basis Pts         Up 5 Basis Pts       Decrease 1.5 Yrs
Median Average                           3.5%                   3.5%                10.0
Mode Average                             3.5%                   3.5%                10.0
Low with in Range                3.0%            3.0%    3.5%         3.5%    3.0            3.0
High with in Range               4.0%            4.0%    3.5%         3.5%   12.0           12.0

  ----------------------------------------------------------------------------------------------
  Power Center & "Big Box" (Overa
  ----------------------------------------------------------------------------------------------
Number of Responses                      22                     19                   31
Mean Average (Low/High)          3.4%            3.4%    3.4%         3.5%    8.7            9.0
Mean Average (Overall, 1997)             3.4%                   3.5%                 8.9
Mean Average (Overall, 1996)             3.2%                   3.5%                 9.8
Change from Autumn 1996          Up 19 Basis Pts         Up 2 Basis Pts      Decrease 0.9 Yrs
Median Average                           3.5%                   3.5%                10.0
Mode Average                             3.5%                   3.5%                10.0
Low with in Range                2.0%            2.0%    3.0%         3.0%    3.0            3.0
High with in Range               4.0%            4.0%    4.0%         4.0%   12.0           20.0

INVESTOR SURVEY                                              11:00AM on 8/14/97
Cushman & Wakefield Valuation Advisory Services
Summer 1997

====================================================================================================
                                             Capitalization Rates
                                 --------------------------------------------         Internal
                                       Going-In                Terminal            Rate of Return
                                  Low           High      Low           High     Low           High
----------------------------------------------------------------------------------------------------
  --------------------------------------------------------------------------------------------------
  Regional Malls
  --------------------------------------------------------------------------------------------------
    Class A - Leased Asset        7.5%           8.0%     8.0%           8.0%   10.0%          13.0%
    ----------------------        7.5%           9.5%     8.0%           8.0%   10.0%          11.5%
                                  7.8%           7.8%     8.0%          10.0%   10.5%          11.0%
                                  7.8%           7.8%     8.5%           8.5%   10.8%          10.8%
                                  8.0%           8.0%     8.5%           8.5%   10.8%          10.8%
                                  8.0%           8.0%     8.5%           8.5%   15.0%          15.0%
                                  8.0%          10.0%     8.5%          11.0%   15.0%          15.0%
                                  9.0%           9.0%     9.0%           9.0%   20.0%          20.0%
                                  9.5%           9.5%

Number of Responses                        9                       8                      8
Mean Average (Low/High)           8.1%           8.6%     8.4%           8.9%   12.8%          13.4%
Mean Average (Overall, 1997)              8.4%                     8.7%                 13.1%
Mean Average (Overall, 1996)              8.1%                     8.4%                 11.6%
Change from Autumn 1996          Up 31 Basis Pts         Up 26 Basis Pts        Up 146 Basis Pts
Median Average                            8.0%                     8.5%                 11.3%
Mode Average                              8.0%                     8.5%                 10.8%
Low with in Range                 7.5%           7.8%     8.0%           8.0%   10.0%          10.8%
High with in Range                9.5%          10.0%     9.0%          11.0%   20.0%          20.0%


   Class B - Leased Asset         8.0%          10.0%     8.0%          10.0%   12.0%          12.0%
   ----------------------         9.0%           9.0%     9.0%           9.0%   15.0%          15.0%
                                  9.0%           9.0%     9.5%           9.5%   18.0%          18.0%
                                 10.0%          10.0%    10.3%          10.3%   20.0%          20.0%

Number of Responses                        4                       4                      4
Mean Average (Low/High)           9.0%           9.5%     9.2%           9.7%   16.3%          16.3%
Mean Average (Overall, 1997)              9.3%                     9.4%                 16.3%
Mean Average (Overall, 1996)              9.5%                     9.8%                 13.7%
Change from Autumn 1996          Down 20 Basis Pts       Down 36 Basis Pts      Up 260 Basis Pts
Median Average                            9.0%                     9.5%                 16.5%
Mode Average                              9.0%                     9.0%                 12.0%
Low with in Range                 8.0%           9.0%     8.0%           9.0%   12.0%          12.0%
High with in Range               10.0%          10.0%    10.3%          10.3%   20.0%          20.0%


    Class A - Value Added         8.0%           8.0%     8.0%          10.0%   11.5%          11.5%
    ---------------------         8.0%          10.0%     9.0%           9.0%   15.0%          15.0%
                                  9.0%           9.0%                           20.0%          20.0%
                                                                                20.0%          20.0%

Number of Responses                        3                       2                      4
Mean Average (Low/High)           8.3%           9.0%     8.5%           9.5%   16.6%          16.6%
Mean Average (Overall, 1997)              8.7%                     9.0%                 16.6%
Mean Average (Overall, 1996)              9.6%                    10.1%                 13.7%
Change from Autumn 1996          Down 88 Basis Pts       Down 105 Basis Pts     Up 298 Basis Pts
Median Average                            8.5%                     9.0%                 17.5%
Mode Average                              8.0%                     9.0%                 20.0%
Low with in Range                 8.0%           8.0%     8.0%           9.0%   11.5%          11.5%
High with in Range                9.0%          10.0%     9.0%          10.0%   20.0%          20.0%

================================================================================================
                                                Growth Rate
                                 ----------------------------------------    Typical Projection
                                         Income               Expenses         Period (Years)
                                 Low             High    Low          High   Low            High
------------------------------------------------------------------------------------------------
  ----------------------------------------------------------------------------------------------
  Regional Malls
  ----------------------------------------------------------------------------------------------
    Class A - Leased Asset       2.0%            2.0%    3.0%         3.0%    3.0            3.0
    ----------------------       3.0%            3.0%    3.0%         3.0%    5.0            5.0
                                 3.0%            5.0%    3.0%         5.0%    5.0            5.0
                                 4.0%            4.0%    3.5%         3.5%   10.0           10.0
                                 4.0%            4.0%    4.0%         4.0%   10.0           10.0
                                 4.0%            4.0%    4.0%         4.0%   10.0           10.0
                                 4.0%            4.0%    4.0%         4.0%   10.0           10.0
                                                                             10.0           10.0


Number of Responses                       7                      7                    8
Mean Average (Low/High)          3.4%            3.7%    3.5%         3.8%    7.9            7.9
Mean Average (Overall, 1997)             3.6%                   3.6%                 7.9
Mean Average (Overall, 1996)             3.3%                   3.7%                 9.4
Change from Autumn 1996          Up 27 Basis Pts         Down 1 Basis Pts    Decrease 1.5 Yrs
Median Average                           4.0%                   3.8%                10.0
Mode Average                             4.0%                   4.0%                10.0
Low with in Range                2.0%            2.0%    3.0%         3.0%    3.0            3.0
High with in Range               4.0%            5.0%    4.0%         5.0%   10.0           10.0


   Class B - Leased Asset        1.5%            1.5%    3.0%         3.0%    3.0            3.0
   ----------------------        4.0%            4.0%    4.0%         4.0%    5.0            5.0
                                                                              5.0            5.0
                                                                              5.0            5.0

Number of Responses                       2                      2                    4
Mean Average (Low/High)          2.8%            2.8%    3.5%         3.5%    4.5            4.5
Mean Average (Overall, 1997)             2.8%                   3.5%                 4.5
Mean Average (Overall, 1996)             3.0%                   3.9%                 8.6
Change from Autumn 1996          Down 20 Basis Pts       Down 35 Basis Pts      Decrease 4.1 Yrs
Median Average                           2.8%                   3.5%                 5.0
Mode Average                             1.5%                   3.0%                 5.0
Low with in Range                1.5%            1.5%    3.0%         3.0%    3.0            3.0
High with in Range               4.0%            4.0%    4.0%         4.0%    5.0            5.0


    Class A - Value Added        3.0%            3.0%    2.5%         3.0%    3.0            3.0
    ---------------------        3.0%            3.0%    4.0%         4.0%    5.0            5.0
                                                                              5.0            5.0
                                                                             10.0           10.0

Number of Responses                       2                      2                    4
Mean Average (Low/High)          3.0%            3.0%    3.3%         3.5%    5.8            5.8
Mean Average (Overall, 1997)             3.0%                   3.4%                 5.8
Mean Average (Overall, 1996)             3.1%                   3.6%                 9.2
Change from Autumn 1996          Down 10 Basis Pts       Down 23 Basis Pts   Decrease 3.5 Yrs
Median Average                           3.0%                   3.5%                 5.0
Mode Average                             3.0%                   4.0%                 5.0
Low with in Range                3.0%            3.0%    2.5%         3.0%    3.0            3.0
High with in Range               3.0%            3.0%    4.0%         4.0%   10.0           10.0

INVESTOR SURVEY                                              11:00AM on 8/14/97
Cushman & Wakefield Valuation Advisory Services
Summer 1997

====================================================================================================
                                             Capitalization Rates
                                 --------------------------------------------         Internal
                                       Going-In                Terminal            Rate of Return
                                  Low           High      Low           High     Low           High
----------------------------------------------------------------------------------------------------
   Class B - Value Added          8.0%          10.0%     8.0%          10.0%   13.0%          13.0%
   ---------------------          9.0%           9.0%     9.0%           9.0%   15.0%          15.0%
                                 10.0%          11.0%                           20.0%          20.0%
                                                                                20.0%          20.0%

Number of Responses                        3                       2                      4
Mean Average (Low/High)           9.0%          10.0%     8.5%           9.5%   17.0%          17.0%
Mean Average (Overall, 1997)              9.5%                     9.0%                 17.0%
Mean Average (Overall, 1996)             10.8%                    10.8%                 14.8%
Change from Autumn 1996          Down 130 Basis Pts      Down 180 Basis Pts     Up 220 Basis Pts
Median Average                            9.5%                     9.0%                 17.5%
Mode Average                              9.0%                     9.0%                 20.0%
Low with in Range                 8.0%           9.0%     8.0%           9.0%   13.0%          13.0%
High with in Range               10.0%          11.0%     9.0%          10.0%   20.0%          20.0%

  --------------------------------------------------------------------------------------------------
  Regional Malls (Overall Results)
  --------------------------------------------------------------------------------------------------

Number of Responses                       19                      16                     20
Mean Average (Low/High)           8.5%           9.1%     8.6%           9.3%   15.1%          15.3%
Mean Average (Overall, 1997)              8.8%                     8.9%                 15.2%
Mean Average (Overall, 1996)              9.5%                     9.8%                 13.4%
Change from Autumn 1996          Down 67 Basis Pts       Down 81 Basis Pts      Up 180 Basis Pts
Median Average                            9.0%                     9.0%                 15.0%
Mode Average                              8.0%                     8.0%                 20.0%
Low with in Range                 7.5%           7.8%     8.0%           8.0%   10.0%          10.8%
High with in Range               10.0%          11.0%    10.3%          11.0%   20.0%          20.0%

  --------------------------------------------------------------------------------------------------
  Specialty Retail
  --------------------------------------------------------------------------------------------------

    Class A - Leased Asset        7.5%           7.5%     8.0%           8.0%   10.5%          10.5%
    ----------------------        9.0%           9.0%     9.0%           9.0%   12.5%          13.0%
                                 10.5%          10.5%    11.5%          11.5%   15.0%          15.0%
                                                                                20.0%          20.0%

Number of Responses                        3                       3                      4
Mean Average (Low/High)           9.0%           9.0%     9.5%           9.5%   14.5%          14.6%
Mean Average (Overall, 1997)              9.0%                     9.5%                 14.6%
Mean Average (Overall, 1996)              8.6%                     9.3%                 11.0%
Change from Autumn 1996          Up 40 Basis Pts         Up 25 Basis Pts        Up 356 Basis Pts
Median Average                            9.0%                     9.0%                 14.0%
Mode Average                              7.5%                     8.0%                 10.5%
Low with in Range                 7.5%           7.5%     8.0%           8.0%   10.5%          10.5%
High with in Range               10.5%          10.5%    11.5%          11.5%   20.0%          20.0%

================================================================================================
                                                Growth Rate
                                 ----------------------------------------    Typical Projection
                                         Income               Expenses         Period (Years)
                                 Low             High    Low          High   Low            High
------------------------------------------------------------------------------------------------
   Class B - Value Added         4.0%            4.0%    4.0%         4.0%    3.0            3.0
   ---------------------                                                      5.0            5.0
                                                                              5.0            5.0


Number of Responses                       1                      1                    3
Mean Average (Low/High)          4.0%            4.0%    4.0%         4.0%    4.3            4.3
Mean Average (Overall, 1997)             4.0%                   4.0%                 4.3
Mean Average (Overall, 1996)             3.1%                   3.5%                 8.2
Change from Autumn 1996          Up 90 Basis Pts         Up 50 Basis Pts      Decrease 3.9 Yrs
Median Average                           4.0%                   4.0%                 5.0
Mode Average                             4.0%                   4.0%                 5.0
Low with in Range                4.0%            4.0%    4.0%         4.0%    3.0            3.0
High with in Range               4.0%            4.0%    4.0%         4.0%    5.0            5.0

  ----------------------------------------------------------------------------------------------
  Regional Malls (Overall Results)
  ----------------------------------------------------------------------------------------------

Number of Responses                      12                     12                   19
Mean Average (Low/High)          3.3%            3.5%    3.5%         3.7%    6.2            6.2
Mean Average (Overall, 1997)             3.4%                   3.6%                 6.2
Mean Average (Overall, 1996)             3.1%                   3.7%                 8.9
Change from Autumn 1996          Up 28 Basis Pts         Down 2 Basis Pts     Decrease 2.7 Yrs
Median Average                           4.0%                   4.0%                 5.0
Mode Average                             4.0%                   4.0%                 5.0
Low with in Range                1.5%            1.5%    2.5%         3.0%    3.0            3.0
High with in Range               4.0%            5.0%    4.0%         5.0%   10.0           10.0

  ----------------------------------------------------------------------------------------------
  Specialty Retail
  ----------------------------------------------------------------------------------------------

    Class A - Leased Asset       2.0%            2.0%    4.0%         4.0%    3.0            3.0
    ----------------------       4.0%            4.0%                         5.0            5.0
                                                                             10.0           10.0
                                                                             10.0           10.0

Number of Responses                       2                      1                    4
Mean Average (Low/High)          3.0%            3.0%    4.0%         4.0%    7.0            7.0
Mean Average (Overall, 1997)             3.0%                   4.0%                 7.0
Mean Average (Overall, 1996)             3.3%                   3.8%                 9.5
Change from Autumn 1996          Down 25 Basis Pts       Up 25 Basis Pts     Decrease 2.5 Yrs
Median Average                           3.0%                   4.0%                 7.5
Mode Average                             2.0%                   4.0%                10.0
Low with in Range                2.0%            2.0%    4.0%         4.0%    3.0            3.0
High with in Range               4.0%            4.0%    4.0%         4.0%   10.0           10.0

INVESTOR SURVEY                                              11:00AM on 8/14/97
Cushman & Wakefield Valuation Advisory Services
Summer 1997

====================================================================================================
                                             Capitalization Rates
                                 --------------------------------------------         Internal
                                       Going-In                Terminal            Rate of Return
                                  Low           High      Low           High     Low           High
----------------------------------------------------------------------------------------------------
   Class B - Leased Asset         9.0%           9.0%     9.0%           9.0%   14.0%          14.0%
   ----------------------        11.0%          11.0%    12.5%          12.5%   15.0%          15.0%
                                                                                20.0%          20.0%

Number of Responses                        2                       2                      3
Mean Average (Low/High)          10.0%          10.0%    10.8%          10.8%   16.3%          16.3%
Mean Average (Overall, 1997)             10.0%                    10.8%                 16.3%
Mean Average (Overall, 1996)              9.8%                    11.2%                 12.0%
Change from Autumn 1996          Up 20 Basis Pts         Down 40 Basis Pts      Up 433 Basis Pts
Median Average                           10.0%                    10.8%                 15.0%
Mode Average                              9.0%                     9.0%                 14.0%
Low with in Range                 9.0%           9.0%     9.0%           9.0%   14.0%          14.0%
High with in Range               11.0%          11.0%    12.5%          12.5%   20.0%          20.0%


   Class A - Value Added          9.0%           9.0%     8.5%           8.5%   15.0%          15.0%
   ---------------------

Number of Responses                        1                       1                      1
Mean Average (Low/High)           9.0%           9.0%     8.5%           8.5%   15.0%          15.0%
Mean Average (Overall, 1997)              9.0%                     8.5%                 15.0%
Mean Average (Overall, 1996)             10.5%                    11.7%                 12.8%
Change from Autumn 1996          Down 150 Basis Pts      Down 315 Basis Pts     Up 225 Basis Pts
Median Average                            9.0%                     8.5%                 15.0%
Mode Average                              9.0%                     8.5%                 15.0%
Low with in Range                 9.0%           9.0%     8.5%           8.5%   15.0%          15.0%
High with in Range                9.0%           9.0%     8.5%           8.5%   15.0%          15.0%

   Class B - Value Added          9.0%           9.0%     8.5%           8.5%   15.0%          15.0%
   ---------------------

Number of Responses                        1                       1                      1
Mean Average (Low/High)           9.0%           9.0%     8.5%           8.5%   15.0%          15.0%
Mean Average (Overall, 1997)              9.0%                     8.5%                 15.0%
Mean Average (Overall, 1996)              9.8%                    11.0%                 12.5%
Change from Autumn 1996          Down 80 Basis Pts       Down 245 Basis Pts     Up 250 Basis Pts
Median Average                            9.0%                     8.5%                 15.0%
Mode Average                              9.0%                     8.5%                 15.0%
Low with in Range                 9.0%           9.0%     8.5%           8.5%   15.0%          15.0%
High with in Range                9.0%           9.0%     8.5%           8.5%   15.0%          15.0%

  --------------------------------------------------------------------------------------------------
  Specialty Retail (Overall Results)
  --------------------------------------------------------------------------------------------------

Number of Responses                        7                       7                      9
Mean Average (Low/High)           9.3%           9.3%     9.6%           9.6%   15.2%          15.3%
Mean Average (Overall, 1997)              9.3%                     9.6%                 15.3%
Mean Average (Overall, 1996)             10.0%                    11.2%                 12.3%
Change from Autumn 1996          Down 71 Basis Pts       Down 158 Basis Pts     Up 295 Basis Pts
Median Average                            9.0%                     9.0%                 15.0%
Mode Average                              9.0%                     9.0%                 15.0%
Low with in Range                 7.5%           7.5%     8.0%           8.0%   10.5%          10.5%
High with in Range               11.0%          11.0%    12.5%          12.5%   20.0%          20.0%

================================================================================================
                                                Growth Rate
                                 ----------------------------------------    Typical Projection
                                         Income               Expenses         Period (Years)
                                 Low             High    Low          High   Low            High
------------------------------------------------------------------------------------------------
   Class B - Leased Asset        2.0%            2.0%                         3.0            3.0
   ----------------------                                                     5.0            5.0
                                                                             10.0           10.0

Number of Responses                       1                                           3
Mean Average (Low/High)          2.0%            2.0%                         6.0            6.0
Mean Average (Overall, 1997)             2.0%                                        6.0
Mean Average (Overall, 1996)             2.9%                                       10.5
Change from Autumn 1996          Down 90 Basis Pts            #VALUE!        Decrease 4.5 Yrs
Median Average                           2.0%                                        5.0
Mode Average                             2.0%                                        3.0
Low with in Range                2.0%            2.0%                         3.0            3.0
High with in Range               2.0%            2.0%                        10.0           10.0

   Class A - Value Added         4.0%            4.0%    3.0%         3.0%    3.0            3.0
   ---------------------                                                      5.0            5.0

Number of Responses                       1                      1                    2
Mean Average (Low/High)          4.0%            4.0%    3.0%         3.0%    4.0            4.0
Mean Average (Overall, 1997)             4.0%                   3.0%                 4.0
Mean Average (Overall, 1996)             2.9%                   3.7%                10.5
Change from Autumn 1996          Up 110 Basis Pts        Down 65 Basis Pts   Decrease 6.5 Yrs
Median Average                           4.0%                   3.0%                 4.0
Mode Average                             4.0%                   3.0%                 3.0
Low with in Range                4.0%            4.0%    3.0%         3.0%    3.0            3.0
High with in Range               4.0%            4.0%    3.0%         3.0%    5.0            5.0

   Class B - Value Added         4.0%            4.0%    3.0%         3.0%    3.0            3.0
   ---------------------                                                      5.0            5.0

Number of Responses                       1                      1                    2
Mean Average (Low/High)          4.0%            4.0%    3.0%         3.0%    4.0            4.0
Mean Average (Overall, 1997)             4.0%                   3.0%                 4.0
Mean Average (Overall, 1996)             3.7%                   3.6%                 8.4
Change from Autumn 1996          Up 30 Basis Pts         Down 55 Basis Pts    Decrease 4.4 Yrs
Median Average                           4.0%                   3.0%                 4.0
Mode Average                             4.0%                   3.0%                 3.0
Low with in Range                4.0%            4.0%    3.0%         3.0%    3.0            3.0
High with in Range               4.0%            4.0%    3.0%         3.0%    5.0            5.0

  ----------------------------------------------------------------------------------------------
  Specialty Retail (Overall Resul
  ----------------------------------------------------------------------------------------------

Number of Responses                       5                      3                   11
Mean Average (Low/High)          3.2%            3.2%    3.3%         3.3%    5.6            5.6
Mean Average (Overall, 1997)             3.2%                   3.3%                 5.6
Mean Average (Overall, 1996)             3.0%                   3.7%                10.3
Change from Autumn 1996          Up 25 Basis Pts         Down 32 Basis Pts    Decrease 4.6 Yrs
Median Average                           4.0%                   3.0%                 5.0
Mode Average                             4.0%                   3.0%                 3.0
Low with in Range                2.0%            2.0%    3.0%         3.0%    3.0            3.0
High with in Range               4.0%            4.0%    4.0%         4.0%   10.0           10.0


INVESTOR SURVEY                                              11:00AM on 8/14/97
Cushman & Wakefield Valuation Advisory Services
Summer 1997

=======================================================================================================
                                             Capitalization Rates
                                 --------------------------------------------         Internal
                                       Going-In                Terminal            Rate of Return
                                  Low           High      Low           High     Low           High
-------------------------------------------------------------------------------------------------------
RESIDENTIAL
  -----------------------------------------------------------------------------------------------------
  Apartments
  -----------------------------------------------------------------------------------------------------
    Class A - Leased Asset        8.0%           9.0%     8.5%           8.5%   10.5%          10.5%
    ----------------------        8.5%           8.5%     8.5%           9.5%   10.5%          10.5%
                                  8.5%           8.5%     9.0%           9.0%   11.0%          11.0%
                                  8.5%           8.5%     9.0%           9.0%   11.0%          11.0%
                                  8.5%           8.5%     9.0%           9.0%   11.0%          11.0%
                                  8.5%           8.5%     9.0%           9.0%   11.0%          11.0%
                                  8.5%           8.5%     9.0%           9.0%   11.0%          11.0%
                                  8.5%          10.0%     9.0%          10.5%   11.0%          11.8%
                                  8.8%           8.8%     9.3%           9.3%   11.0%          13.0%
                                  9.0%           9.0%     9.5%           9.5%   12.5%          12.5%
                                  9.5%           9.5%     9.8%           9.8%   15.0%          15.0%


Number of Responses                       11                       11                    11
Mean Average (Low/High)           8.6%           8.8%     9.0%           9.3%   11.4%          11.7%
Mean Average (Overall, 1997)              8.7%                     9.2%                 11.5%
Mean Average (Overall, 1996)              8.9%                     9.3%                 11.5%
Change from Autumn 1996            Down 17 Basis Pts       Down 14 Basis Pts      Up 8 Basis Pts
Median Average                            8.5%                     9.0%                 11.0%
Mode Average                              8.5%                     9.0%                 11.0%
Low with in Range                 8.0%           8.5%     8.5%           8.5%   10.5%          10.5%
High with in Range                9.5%          10.0%     9.8%          10.5%   15.0%          15.0%

    Class B - Leased Asset        8.5%           8.5%    8.5%            8.5%   11.0%          11.0%
    ----------------------        9.0%           9.0%    9.0%            9.0%   11.5%          11.5%
                                  9.0%           9.0%    9.5%            9.5%   11.5%          11.5%
                                  9.0%           9.0%    9.5%           10.5%   12.0%          12.0%
                                  9.0%          10.0%    9.8%            9.8%   12.0%          12.5%
                                  9.5%           9.5%   10.0%           10.0%   13.0%          13.0%
                                                        10.0%           10.0%   15.0%          15.0%


Number of Responses                        6                       7                     7
Mean Average (Low/High)           9.0%           9.2%     9.5%           9.6%   12.3%          12.4%
Mean Average (Overall, 1997)              9.1%                     9.5%                 12.3%
Mean Average (Overall, 1996)              9.3%                    10.0%                 11.4%
Change from Autumn 1996          Down 22 Basis Pts          Down 46 Basis pts     Up 92 Basis Pts
Median Average                            9.0%                     9.6%                 12.0%
Mode Average                              9.0%                    10.0%                 11.5%
Low with in Range                 8.5%           8.5%     8.5%           8.5%     11.0%          11.0%
High with in Range                9.5%          10.0%    10.0%          10.5%     15.0%          15.0%

    Class A - Value Added         8.0%           9.0%     8.5%           8.5%     11.0%          11.8%
    ---------------------         9.0%           9.0%     8.5%           9.5%     11.5%          11.5%
                                  9.0%           9.0%     9.3%           9.3%     12.0%          12.0%
                                  9.0%           9.0%     9.5%           9.5%     15.0%          15.0%
=================================================================================================
                                                 Growth Rate
                                  ----------------------------------------    Typical Projection
                                          Income               Expenses         Period (Years)
                                  Low             High    Low          High   Low            High
-------------------------------------------------------------------------------------------------------
RESIDENTIAL
  -----------------------------------------------------------------------------------------------------
  Apartments
  -----------------------------------------------------------------------------------------------------
    Class A - Leased Asset        2.8%            2.8%    3.0%         3.0%    3.0            3.0
    ----------------------        3.0%            4.0%    3.0%         3.0%    5.0            5.0
                                  3.0%            3.0%    3.0%         3.0%   10.0           10.0
                                  3.0%            3.0%    3.0%         4.0%   10.0           10.0
                                  3.0%            3.0%    3.5%         3.5%   10.0           10.0
                                  3.0%            3.0%    3.5%         3.5%   10.0           10.0
                                  3.0%            3.0%    4.0%         4.0%   10.0           10.0
                                  4.0%            4.0%                        10.0           10.0
                                  4.0%            4.0%                        10.0           10.0
                                  4.0%            4.0%                        10.0           10.0
                                                                              10.0           10.0


Number of Responses                       10                      7                   11
Mean Average (Low/High)           3.3             3.4%    3.3%         3.4%    8.9            8.9
Mean Average (Overall, 1997)              3.3%                   3.4%                 8.9
Mean Average (Overall, 1996)              3.4%                   3.6%                 8.7
Change from Autumn 1996            Down 7 Basis Pts       Down 19 Basis Pts    Increase 0.3 Yrs
Median Average                            3.0%                   3.3%                10.0
Mode Average                              3.0%                   3.0%                10.0
Low with in Range                 2.8%            2.8%    3.0%         3.0%    3.0            3.0
High with in Range                4.0%            4.0%    4.0%         4.0%   10.0           10.0

    Class B - Leased Asset        3 0%            3.0%    3.0%         3.0%    3.0           3.0
    ----------------------        3.0%            3.0%    3.0%         3.0%    5.0           5.0
                                  3.0%            3.0%    3.0%         3.0%   10.0           10.0
                                  3.0%            4.0%    3.0%         3.0%   10.0           10.0
                                  3.5%            3.5%    3.0%         3.0%   10.0           10.0
                                  4.0%            4.0%    3.0%         4.0%   10.0           10.0
                                  4.0%            4 0%    3.5%         3.5%   10.0           10.0
                                                                              10.0           10.0

Number of Responses                       7                       7                    8
Mean Average (Low/High)           3.4%            3.5%    3.1%         3.2%    8.5            8.5
Mean Average (Overall, 1997)              3.4%                   3.1%                 8.5
Mean Average (Overall, 1996)              3.4%                   3.6%                 9.9
Change from Autumn 1996              Up 8 Basis Pts       Down 41 Basis Pts      Decrease 1.4 Yrs
Median Average                            3.3%                   3.0%                10.0
Mode Average                              3.0%                   3.0%                10.0
Low with in Range                 3.0%            3.0%    3.0%         3.0%    3.0            3.0
High with in Range                4.0%            4.0%    3.5%         4.0%   10.0           10.0

    Class A - Value Added         3.0%            4.0%    3.0%         3.0%    3.0            3.0
    ---------------------         3.5%            3.5%    3.0%         3.0%    5.0            5.0
                                  4.0%            4.0%    3.0%         3.0%   10.0           10.0
                                  5.0%            5.0%    3.0%         4.0%   10.0           10.0
                                                                              10.0           10.0

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

INVESTOR SURVEY                                              11:00AM on 8/14/97
Cushman & Wakefield Valuation Advisory Services
Summer 1997

======================================================================================================
                                             Capitalization Rates
                                 --------------------------------------------         Internal
                                       Going-In                Terminal            Rate of Return
                                  Low           High      Low           High     Low           High
  ----------------------------------------------------------------------------------------------------
Number of Responses                        4                        4                    4
Mean Average (Low/High)           8.8%           9.0%     8.9%           9.2%   12.4%          12.6%
Mean Average (Overall, 1997)              8.9%                     9.1%                 12.5%
Mean Average (Overall, 1996)              9.2%                    10.1%                 11.9%
Change from Autumn 1996            Down 28 Basis Pts       Down 99 Basis Pts      Up 62 Basis Pts
Median Average                            9.0%                     9.3%                 11.9%
Mode Average                              9.0%                     8.5%                 11.5%
Low with in Range                 8.0%           9.0%     8.5%           8.5%   11.0%          11.5%
High with in Range                9.0%           9.0%     9.5%           9.5%   15.0%          15.0%

   Class B - Value Added          9.0%           9.0%     8.5%           8.5%   12.0%          12.0%
   ---------------------          9.0%          10.0%     9.5%           9.5%   12.0%          13.0%
                                  9.3%           9.3%     9.5%          10.5%   12.5%          12.5%
                                  9.5%           9.5%     9.8%           9.8%   15.0%          15.0%
                                                         10.0%          10.0%

Number of Responses                        4                        5                     4
Mean Average (Low/High)           9.2%           9.4%     9.5%           9.7%   12.9%          13.1%
Mean Average (Overall, 1997)              9.3%                     9.6%                 13.0%
Mean Average (Overall, 1996)              9.8%                    11.0%                 12.5%
Change from Autumn 1996            Down 49 Basis Pts      Down 140 Basis Pts       Up 50 Basis Pts
Median Average                            9.3%                     9.5%                 12.5%
Mode Average                              9.0%                     9.6%                 12.0%
Low with in Range                 9.0%           9.0%     8.5%           8.5%   12.0%          12.0%
High with in Range                9.5%          10.0%    10.0%          10.5%   15.0%          15.0%

  ----------------------------------------------------------------------------------------------------
  Apartments (Overall Results)
  ----------------------------------------------------------------------------------------------------

Number of Responses                       29                      31                      30
Mean Average (Low/High)           8.8%           9.0%     9.2%           9.4%   12.0%          12.2%
Mean Average (Overall, 1997)              8.9%                     9.3%                 12.1%
Mean Average (Overall, 1996)              9.3%                    10.1%                 11.8%
Change from Autumn 1996            Down 37 Basis Pts       Down 79 Basis Pts       Up 32 Basis Pts
Median Average                            9.0%                     9.3%                 11.8%
Mode Average                              9.0%                     9.0%                 11.0%
Low with in Range
High with in Range                8.0%           8.5%     8.5%           8.5%   10.5%          10.5%
                                  9.5%          10.0%    10.0%          10.5%   15.0%          15.0%
=================================================================================================
                                                 Growth Rate
                                  ----------------------------------------    Typical Projection
                                          Income               Expenses         Period (Years)
                                  Low             High    Low          High   Low            High
  -----------------------------------------------------------------------------------------------
Number of Responses                        4                      4                    5
Mean Average (Low/High)           3.9%            4.1%    3.0%         3.3%    7.6            7.6
Mean Average (Overall, 1997)              4.0%                   3.1%                 7.6
Mean Average (Overall, 1996)              3.7%                   3.6%                 8.4
Change from Autumn 1996             Up 30 Basis Pts       Down 43 Basis Pts     Decrease 0.8 Yrs
Median Average                            4.0%                   3.0%                10.0
Mode Average                              4.0%                   3.0%                10.0
Low with in Range                 3.0%            3.5%    3.0%         3.0%    3.0            3.0
High with in Range                5.0%            5.0%    3.0%         4.0%   10.0           10.0

   Class B - Value Added          3.0%            4.0%      3.0%       3.0%    3.0            3.0
   ---------------------          3.5%            3.5%      3.0%       3.0%    5.0            5.0
                                  4.0%            4.0%      3.0%       3.0%   10.0           10.0
                                  5.0%            5.0%      3.0%       4.0%   10.0           10.0
                                                                              10.0           10.0

Number of Responses                        4                      4                    5
Mean Average (Low/High)           3.9%            4.1%    3.0%         3.3%    7.6            7.6
Mean Average (Overall, 1997)              4.0%                   3.1%                 7.6
Mean Average (Overall, 1996)              3.7%                   3.6%                 8.4
Change from Autumn 1996             Up 30 Basis Pts       Down 43 Basis Pts     Decrease 0.8 Yrs
Median Average                            4.0%                   3.0%                10.0
Mode Average                              4.0%                   3.0%                10.0
Low with in Range                 3.0%            3.5%    3.0%         3.0%    3.0            3.0
High with in Range                5.0%            5.0%    3.0%         4.0%   10.0           10.0

  -----------------------------------------------------------------------------------------------
  Apartments (Overall Results)
  -----------------------------------------------------------------------------------------------

Number of Responses                       29                     26                   33
Mean Average (Low/High)           3.5%            3.7%    3.1%         3.3%    8.3            8.3
Mean Average (Overall, 1997)              3.6%                   3.2%                 8.3
Mean Average (Overall, 1996)              3.6%                   3.6%                 8.9
Change from Autumn 1996             Up 2 Basis Pts         Down 40 Basis Pts      Decrease 0.5 Yrs
Median Average                            3.5%                   3.0%                10.0
Mode Average                              3.0%                   3.0%                10.0
Low with in Range
High with in Range                2.8%            2.8%    3.0%         3.0%    3.0            3.0
                                  5.0%            5.0%    4.0%         4.0%   10.0           10.0

"Leased Asset" refers to predominantly "passive" investments involving substantially leased Properties

"Value Added" denotes properties which require more active management involvement due to leasing issues and/or additional capital investment for physical issues

--------------------------------------------------------------------------------
Cushman & Wakefield Valuation Advisory Services National Investor Survey
- Summer 1997

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                     QUALIFICATIONS OF APPRAISER
================================================================================
                                                            Craig D. Tilson, MAI


Professional Affiliations

      The Appraisal Institute Designated Member (MAI Designation No. 11014)

      State of California, Office of Real Estate Appraisers, Certified General Real Estate Appraiser (No. AG003733)

Real Estate Experience

      Associate Director, Cushman & Wakefield of California, Inc., Valuation Advisory Services, 1991 to present. A full service real estate organization specializing in appraisal and consultation.

      Senior Analyst, Lea Associates, Inc., 1983 to 1991.

      Experience includes the appraisal of office buildings, shopping centers, hotels, industrial facilities, residential income properties, residential condominiums, residential tracts, vacant land, special purpose properties, leasehold/leased fee interests, easements, partial takings including severance damages and special benefits.

      Valuation techniques employed include discounted cash flow and statistical analyses. Specialty services include portfolio valuations.

Court Testimony

      Qualified as an expert witness before the Los Angeles County Superior Court in matters pertaining to the valuation of real estate.

Education

      Master of Business Administration (Finance/Urban Land Economics), 1988 University of Southern California

      Bachelor of Arts (Psychology), 1983
      University of California, Los Angeles

      Appraisal Institute Courses:

      Real Estate Appraisal Principles
      Basic Valuation Procedures
      Capitalization Theory and Techniques, Parts A and B
      Case Studies in Real Estate Valuation
      Valuation Analysis and Report Writing
      Standards of Professional Practice, Parts A and B

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                     KTR TX97141

                           MARKET STUDY PERTAINING TO
                                VALLEY VIEW MALL
                           LBJ FREEWAY AT PRESTON ROAD
                                  DALLAS, TEXAS

            [LETTERHEAD OF KOEPPEL TENER REAL ESTATE SERVICES, INC.]

Mr. Mark H. Mauldin                                              August 15, 1997
Lehman Brothers
Three World Financial Center, 12th Floor
New York, New York  10285

Re:   Valley View Mall
      LBJ Freeway at Preston Road
      Dallas, Texas

Dear Mr. Mauldin:

Pursuant to your request, Koeppel Tener Real Estate Services, Inc. has completed a market study of the above referenced property as of July 31, 1997, the last date the staff of KTR inspected the site.

This report is made in conformity with, and subject to, the requirements of the Standards of Professional Practice and Code of Professional Ethics of the Appraisal Institute, which incorporates the Uniform Standards of Professional Appraisal Practice (USPAP) of the Appraisal Foundation. It was prepared as a market study as required by USPAP.

The subject property is a two-story enclosed superregional shopping center that contains a total of 699,162 gross leasable square feet. As of the effective date of this report the property was 91 percent leased. It is anchored by a 233,000+/- square foot JC Penney department store, a 302,268+/- square foot Dillard's department store, a 300,196 square foot Foley's department store, and a 235,055+/- square foot Sears department store. The Dillard's, Foley's and Sears department stores are not part of this analysis, except for their contribution to the mall as a whole. The four anchors total 73 percent of the center's gross leasable area. The site consists of three tax lots that contain a total of 38.05+/- acres, which is utilized within our analysis. Parking is provided for 7,847 vehicles on the entire mall site, which equates to a parking ratio of 5.01 per 1,000 square feet of leasable area.

The subject property is located at the northwest corner of IH-635 (LBJ Freeway) and Preston Road, in the City of Dallas, Dallas County, Texas.

Mr. Mark Mauldin                                                          Page 2
Lehman Brothers


It has been a pleasure to be of service to you. Please do not hesitate to call with any questions you may have regarding our assumptions, observations or conclusions.

Sincerely,

KOEPPEL TENER REAL ESTATE SERVICES, INC.


      /s/ Steven J. Goldberg                    /s/ C. Taylor Johnson, III
By:   Steven J. Goldberg, MAI             By:   C. Taylor Johnson, III, MAI
      Senior Vice President                     Vice President

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                             Page i


                                TABLE OF CONTENTS
                                  INTRODUCTION

Title Page
Letter of Transmittal
Table of Contents............................................................  i
Certification of the Consultants...........................................  iii
Photographs of Subject Property..............................................  v
Location Map.................................................................  1
Summary of Assignment........................................................  2
Basic Assumptions and Limiting Conditions....................................  4



General Property Data........................................................  6

                              PRESENTATION OF DATA

Area Economic Analysis.......................................................  8
Neighborhood Analysis.......................................................  31
Site Data...................................................................  34
Zoning Analysis.............................................................  38
Real Estate Assessments and Taxes...........................................  39
Description of Improvements.................................................  41
Trade Area Analysis.........................................................  45
Market Rent Analysis........................................................  62
Investment Analysis Criteria................................................  67

          Koeppel Tener Real Estate Services, Inc., Valuation Division

                                                                         Page ii


                                     ADDENDA

Exhibit A - Photographs of Subject
Exhibit B - Photographs of Rental Comparables
Exhibit C - Demographic Data
Exhibit D - Qualifications of the Appraisers
Exhibit E - Retail Survey

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page ii

                        CERTIFICATION OF THE CONSULTANTS

We, C. Taylor Johnson, III, and Steven J. Goldberg, certify that to the best of our knowledge and belief:

The statements of fact contained in this report are true and correct.

The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and they are our personal, unbiased professional analyses, opinions, and conclusions.

We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

Our compensation is not contingent upon the reporting of a predetermined result or conclusion that favors the cause of the client, the attainment of a stipulated result, or the occurrence of a subsequent event.

Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice as promulgated by Standards Board of the Appraisal Foundation.

This evaluation is subject to the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute.

I, C. Taylor Johnson, III, have made a personal inspection of the property that is the subject of this report.

I, Steven J. Goldberg, have made a personal inspection of the property that is the subject of this report.

No one provided significant professional assistance to the persons signing this report.

This market study was not prepared in conjunction with a request for a specific conclusion.

The Appraisal Institute conducts a program of continuing professional education for its designated members. MAI and SRA members who meet minimum standards of this program are awarded periodic education certification.

As of the date of this report, we, Steven J. Goldberg, MAI and C. Taylor Johnson, III, MAI, am currently under the Appraisal Institute's continuing education program.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

                                                                         Page iv

Steven J. Goldberg, and C. Taylor Johnson, III, have extensive experience in the appraisal and evaluation of similar properties.

KOEPPEL TENER REAL ESTATE SERVICES, INC.


      /s/ Steven J. Goldberg                    /s/ C. Taylor Johnson, III
By:   Steven J. Goldberg, MAI             By:   C. Taylor Johnson, III, MAI
      Senior Vice President                     Vice President

          Koeppel Tener Real Estate Services, Inc., Valuation Division

                               VALLEY VIEW CENTER
--------------------------------------------------------------------------------

                    [PHOTOGRAPHS OF VALLEY VIEW MALL OMITTED]

                     MAJOR HOTELS AND CONVENTION LOCATIONS
--------------------------------------------------------------------------------

                             [LOCATION MAP OMITTED]

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                             Page 2


                              SUMMARY OF ASSIGNMENT

Date of Inspection:               July 31, 1997

Effective Date of Evaluation:     July 31, 1997

Property Name:                    Valley View Mall

Property Location                 Northwest corner of Preston Road and IH-635
                                  City of Dallas County of Dallas, State of
                                  Texas

Purpose of the Assignment:        The purpose of the market study is to evaluate
                                  the subject property and the market in which it competes.

Improvements:                     The subject property is a two-story enclosed
                                  superregional shopping center that contains a total of 699,162 gross leasable square feet and is 91 percent leased. It is anchored by a 233,000+/- square foot JC Penney department store, and is adjacent to three other anchors in the center. These include a 302,268+/- square foot Dillard's, a 300,196+/- square foot Foley's and a 235,055 square foot Sears.
                                  The Dillard's, Foley's and Sears department stores are not part of this analysis, except for their contribution to the mall as a whole.
                                  The anchors total 73 percent of the center's gross leasable area. The site consists of one tax lot that contains a total of 38.05+/- acres (including the JC Penney site), which is utilized within our analysis. Parking is provided for 7,847 vehicles on the entire site
                                  (total mall site of 94.72 acres), which
                                  equates to a parking ratio of 5.01 per 1,000 square feet of leasable area.

Land Area:                        38.05+/- acres

Ownership:                        Macerich Valley View, Ltd.

Zoning:                           RR- Regional Retail District

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                             Page 3


Market Occupancy:                 Range of mid 80's to high 90's (from market
                                  survey)

Market Rents:                     Range of average $25 to $30 per square foot
                                  with small space in some malls going as high as $90 per square foot (Weitzman Group
                                  Shopping Center Survey)

Market Expenses:                  $3.66 to $14.30 with an average $10.09 (Urban
                                  Land Institute)

Tenant Improvements:              Range of $0 to $10 per square foot for new
                                  tenants and $0 to $4 per square foot for renewals

Leasing Commissions:              0% to 4% for new tenants and 0% to 2% for
                                  renewals

General Market Conditions:        Stable to growing with population and retail
                                  sales growth

Physical Condition:               Interior in good condition, exterior in
                                  average condition

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                             Page 4


                    BASIC ASSUMPTIONS AND LIMITING CONDITIONS

This report is subject to the following assumptions and limiting conditions:

No responsibility is assumed for the legal description or for matters including legal or title considerations. Title to the property is assumed to be good and marketable unless otherwise stated.

The property is assumed to be free and clear of any or all liens or encumbrances unless otherwise stated.

Responsible ownership and competent property management are assumed.

The information furnished by others is believed to be reliable. However, no warranty is given for its accuracy.

All engineering is assumed to be correct. The plot plans and illustrative material in this report are included only to assist the reader in visualizing the property.

It is assumed that there are no hidden or unapparent conditions of the property, subsoil, or structures that render it more or less valuable. No responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them.

It is assumed that there is full compliance with all applicable federal, state, and local environmental regulations and laws unless noncompliance is stated, defined, and considered in this report.

It is assumed that all applicable zoning and use regulations and restrictions have been complied with, unless a nonconformity has been stated, defined, and considered in this report.

It is assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been or can be obtained or renewed.

It is assumed that the utilization of the land and improvements is within the boundaries or property lines of the property described and that there is no encroachment or trespass unless noted in the report.

Possession of this report, or a copy thereof, does not carry with it the right of publication.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                             Page 5


The consultant, by reason of this report, is not required to give further consultation, testimony, or be in attendance in court with reference to the property in question unless arrangements have been previously made.

Neither all nor any part of the contents of this report (especially any conclusions, the identity of the consultant, or the firm with which the appraiser is connected) shall be disseminated to the public through advertising, public relations, news, sales, or other media without prior written consent and approval of the consultants.

Unless otherwise stated in this report, the existence of hazardous substances, including without limitation asbestos, polychlorinated biphenyls, petroleum leakage, or agricultural chemicals, which may or may not be present on the property, or other environmental conditions, were not called to the attention of nor did the consultant become aware of such during the consultant's inspection. The consultant has no knowledge of the existence of such materials on or in the property unless otherwise stated. The consultant, however, is not qualified to test such substances or conditions. If the presence of such substances, such as asbestos, urea formaldehyde foam insulation, or other hazardous substances or environmental conditions, may affect certain conclusions derived herein. All conclusions are predicated on the assumption that there is no such condition on or in the property or in such proximity thereto that it would have an adverse effect on the subject property. No responsibility is assumed for any such conditions, nor for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. The consultants have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA, could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this fact could have a negative effect on the subject property. Since the consultants have no direct evidence relating to this issue, they did not consider possible non-compliance with the requirements of the ADA in this market study.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                             Page 6


                              GENERAL PROPERTY DATA

IDENTIFICATION OF THE PROPERTY

Valley View Mall is located at the northwest corner of Preston Road and IH-635 (LBJ Freeway). It is located in the City of Dallas, County of Dallas, and State of Texas. It consists of two tax lots which are identified on the Dallas County Tax records as account numbers 00000731077400000,1,9900 and 00000731077500000.
The legal description is A Portion of Lot 3, Block A/7409, Valley View Center, City of Dallas.

The portion of the subject property that is the subject of this report is a two-story enclosed super-regional shopping center that contains approximately 699,162 gross leasable square feet and is approximately 91 percent leased. The mall is anchored by JC Penney, Sears, Foleys and Dillards department stores. The Sears, Foleys and Dillards department stores are not part of this analysis, except for their effect on the subject property as being part of the mall. The JC Penney space is a part of this analysis. The site consists of two tax lots that contain a total of 38.05+/- acres, which is utilized within our analysis. Parking is provided for 5 vehicles per 1,000 square feet of building area on the entire site.

DATE OF EVALUATION

This market study is effective as of July 31, 1997, the date that the staff of Koeppel Tener Real Estate Services, Inc. inspected the property.

SALES HISTORY AND OWNERSHIP OF THE SUBJECT

The subject property is owned by Macerich Valley View, Ltd. To our knowledge, there are no pending sales contracts or current listings for the subject property. The subject property reportedly sold in October of 1996 for $85,500,000. This sale included only the portions of the mall that are the subject of this report (i.e. - the shop space of approximately 466,000 square feet and the JC Penney space of approximately 233,000 square feet). JC Penney has recently renovated their space (at their own cost) at a cost of approximately $20 million. They also signed a long-term operating covenant in conjuction with the signing of their lease. They pay a lease rate of $1 per year and have a purchase option at the end of the term.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                             Page 7


PURPOSE AND SCOPE OF THE MARKET STUDY

The purpose of this market study is to examine the subject property and the market within which it competes. The subject property consists of a two-story super-regional mall containing 699,162 square feet of space.

Demographic and rental data has been researched from various sources including public records, county offices, published surveys and discussions with various members of the area real estate community including leasing personnel and building managers. The report is to be used by Lehman Brothers in conjunction with a public or private offering, and is intended for the use of Lehman Brothers, Inc., its successors and assigns, and can be relied upon by rating agencies and investors in connection with a securitization that may contain a loan made on the subject property.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                             Page 8


                             AREA ECONOMIC ANALYSIS

The Dallas Area is situated in a central location within a five-state economic region that consists of Texas, Oklahoma, New Mexico, Louisiana, and Arkansas. Dallas is the major hub city of the Dallas/Fort Worth Standard Metropolitan Statistical Area (SMSA), the eighth largest SMSA in the nation. This SMSA consists of 11 contiguous counties in North Central Texas encompassing 8,360 square miles. The counties include Collin, Dallas, Denton, Ellis, Hood, Johnson, Kaufman, Parker, Rockwall, Tarrant, and Wise.

PHYSICAL FORCES

Access - The area is served by five major interstate highways that provide access through motor freight companies throughout the United States, Canada, Mexico, and South America. Over 100 motor freight companies have terminals in the area that provide adequate service for Dallas' varied distribution and manufacturing industries. Dallas Area Rapid Transit (DART) provides local passenger transportation service through an extensive bus network and new light rail line. The light rail line opened in January 1997 and serviced an average 16,000 passengers per day. The $860 million, 20 mile "starter system" will be completed in mid 1997 and will include service to Irving. Eventually service will reach Richardson, Garland, Plano, Fort Worth and the DFW International Airport by 2003.

Dallas is well known for its air services. The Dallas/Fort Worth International Airport is one of the world's largest and busiest airports. The airport is currently located on 17,800 acres and had over 56,143,560 passengers in 1996, an increase of 5.77% from the previous year. The airport currently employs approximately 37,000 people. Construction of Runway 16/34 E was completed in 1996. This should handle the historical growing passenger demand of approximately 5% per year. According to the Marketing Department, D/FW Airport is planning a major expansion over the next 10 years which is expected to cost over $3.5 billion. The Dallas/Fort Worth International

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                             Page 9


Airport expansion is expected to create 31,000 jobs by 2010 and generate $30 billion dollars of economic activity.

Strategic Location - Dallas is the second largest city in Texas and the seventh largest in the United States. Fort Worth is the fourth largest city in Texas. When the Dallas and Fort Worth Metropolitan Statistical Area's (MSA's) are combined, they make up the largest metropolitan area in Texas. The Dallas area has become a major distribution point, not only for Texas, but for bordering states such as Oklahoma, Arkansas, and Louisiana.

The Dallas/Fort Worth SMSA's primary attribute is its mid-continent location, affording easy access to both the east and west coasts. Owing to this central location and to the growth oriented attitude of community and business leaders, Dallas has become a major transportation hub.

SOCIAL AND ECONOMIC FORCES

The Dallas City Government is structured in the typical council-manager form in which the Mayor and 14 council members serve as board of directors for municipal business, with the City Manager responsible to the council for the administration of business policies the Council has established. The 1996-1997 total operating budget was $1,305,235,682. The city maintains a AAA bond rating as set by the Standard & Poor's credit rating agency. Combined property tax rates for the City of Dallas and Dallas County for 1996 were $2.539 per $100 of the assessed value. This includes taxes for The City of Dallas, Dallas I.S.D., Dallas County, Dallas County Hospital District, Dallas County Community College, and Dallas County School Equalization. State and city sales tax are collected at a rate of 8.25% within the city.

The City of Dallas provides many educational opportunities. The Dallas Independent School District educates high school students in 20 public schools, seven magnet high schools for alternative career development, and eight alternative schools. There are numerous other highly rated public schools in the communities that encircle Dallas. Additionally, 115 accredited private

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 10


and parochial schools are within a 100-mile radius of Dallas. There are 19 four-year colleges, including the University of Texas at Dallas, University of Texas at Arlington, Southern Methodist University, and Texas Christian University. Junior colleges within the same area number 16. Dallas and Fort Worth offer 46 technical-vocational schools, of which four are health related.

The City of Dallas is well served by all utilities. Dallas Power & Light Company, one of four divisions of Texas Utilities Electric Company, services electricity demand. Lone Star Gas Company, the largest gas utility in the Southwest, provides natural gas to the area. The city has water rights to 855 million gallons per day in currently connected reservoirs, and also contracts for up to 10 million gallons per day in three water sources to be utilized in the future. A Master Plan developed in 1975 forms the basis for the City's long range water supply planning to the year 2005. Telephone service is predominantly provided to the Dallas area via Southwestern Bell Telephone Company, with General Telephone Company providing service to several suburbs.

The Dallas Police Department has a uniformed strength of 2,809 officers, reporting out of six operation and four bureau stations. The fire department has a uniformed strength of 1,649 reporting out of 55 stations. In addition to city security services, Dallas provides 396 city park sites over a total area (land and water) of 21,835 acres. Public library branches number 23. There are six, 18-hole public golf courses, 258 tennis courts, and 101 swimming pools available for Dallas residents.

Broadcast and print communication facilities in Dallas include nine television stations, 38 radio stations, AP and UPI wire service stations, and one major daily newspaper. Dallas ranks as one of the largest centers for the distribution of motion pictures to commercial theaters in the nation, and is also one of the top film and video tape production centers in the nation.

The Dallas area has been able to attract industrial, commercial and financial enterprises from the colder climates of the nation, due in part to the area's mild climate and central location. The area has an average annual temperature of
65.0 degrees (F) with the average mean temperature being

          Koeppel Tener Real Estate Services, Inc., Valuation Division
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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 11


44.8 degrees (F) in January and 84.8 degrees (F) in July. Average annual rainfall is 32.4 inches with a growing season commencing in the middle of March and extending into November. Days are typically cloud-free 65% of the time. Due to the area's mild climate, many industrial and commercial businesses have established plants and regional offices or relocated to the Dallas area. The area varies in altitude from 450 to 750 feet above sea level. Its terrain is generally level, but there are areas of gently rolling slopes and hills throughout the area.

In earlier days, the area's proximity to the Trinity River, cotton plantations, cattle ranches, the large oil fields of East Texas, the Permian Basin, and Central Texas (discovered in the 1920's and 1930's), brought growth to Dallas and Fort Worth before World War II. Those same forces are at work today, coupled with even stronger socioeconomic forces. The combination of a central geographic location, mild climate, abundant labor, and pro-business environment, have fueled a long term, steady expansion of business and industry, not withstanding the difficult period from the late 1980's to the early 1990's when the energy, real estate and banking sectors suffered from contraction and consolidation.

There have been several relocations of major corporations into the area during the past few years. These new arrivals strengthened the local economy, which was weakened by the 1985 decline in oil prices. However, Dallas was not as energy dependent as Houston and now enjoys greater diversity than ever. Blockbuster Entertainment Inc. relocated from Florida to downtown Dallas in 1997. Of the 1,000 employees, approximately 800 were new hires. This was the first major relocation to downtown Dallas since 1978 and further helps to validate the CBD office market recovery.

Home Depot has established a regional headquarters at 2800 Forest Lane at the former 230,000 square foot Eastman Kodak property. The company plans to add 130 stores to the southwest. GTE Corporation has relocated its consolidated telephone operations to Irving, a suburb bordering Dallas to the west. GTE expects to create approximately 4,000 jobs for the Dallas/Fort Worth area when relocation is complete.

          Koeppel Tener Real Estate Services, Inc., Valuation Division
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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 12


Fujitsu America, Inc., an international electronics manufacturer, completed construction of its American headquarters in Richardson, a suburb bordering Dallas to the north. Fujitsu is currently expanding and projects an eventual employment force of more than 4,500.

Also, J.C. Penney and Exxon have relocated to the Dallas/Fort Worth Metroplex from New York. These major corporate moves have been induced by the availability of high quality real estate at low rates in comparison with other metropolitan areas.

Texas Instruments is undergoing a $2 billion expansion of their Dallas facility in order to develop semiconductor chips. TI has 44% of the $1.7 billion DSP industry which is expected to blossom to $12 billion by 2000.

Fort Worth's Alliance Airport has become a significant site of economic activity with major corporations such as American Airlines, Burlington Northern Santa Fe railway, J.C. Penney, Nokia Mobile Phones, Nestle, Federal Express, Maytag Corporation, CompUSA and Zenith Electronics. Kraft Foods has chosen Alliance as the site for its new Southwest distribution campus. The complex will be located on 56 acres and includes a total of 650,000 square feet of space.

Since ground was broken on Alliance in 1988, more than $5 billion of public and private resources have been invested in the development. Alliance has helped to create more than 30,000 jobs for North Texans. Approximately 50 companies (13 Fortune 500 corporations) have moved to Alliance, representing 11,172,062 square feet of space planned or completed.

Intel, the world's largest computer chip company, announced that it will purchase 532 acres in Alliance for its newest complex. Intel is expected to employ 800 initially, which will peak at 1,500. The complex will represent an investment of more than $1.3 billion. Intel's planned facility at

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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 13


Alliance will be one of the most modern and sophisticated advanced logic manufacturing centers in the world.

Alliance Development Company added 24 new industrial, commercial and retail companies during the year representing more than 1.95 million square feet of space and created more than 3,500 permanent jobs.

Dallas has become a major corporate training center for many Fortune 500 companies due to its easy accessibility between the East and West Coasts, affordability, and numerous attractions. Convention activity in the City of Dallas has ranked the city among the top three convention/exposition centers in the United States. An abundance of luxury hotel rooms, with over 36,767 first-class rooms, many within walking distance of major attractions, is a major reason many conventions are held in Dallas. The City of Dallas completed a $90.9 million expansion of the Dallas Convention Center in the central business district in 1994. This significant expansion has made the center one of the ten largest in the country. Prime exhibit hall space was expanded by 225,000 square feet, bringing the Convention Center total to 807,000 square feet. This expansion is expected to have a $230 million annual impact on the local economy, with 1996 seeing 3,314,000 visitors to the center.

Adjacent to the Dallas Convention Center is the Pioneer Cemetery, the site of many past early pioneers of Dallas. Adjacent to the Pioneer Cemetery is Pioneer Plaza, a gateway to the expanded convention center. This $9 million park, which occupies 4.2 acres, was completed in the Spring, 1994. The park depicts an 1860's version of a typical Texas cattle drive consisting of bronze castings of 70 cattle and three horsemen at slightly largely than life size. The figures stretch approximately 450 feet over a 35-foot rise delineating a prairie landscape with a waterfall, stream and reflecting pool. This entire park is the largest bronze monument of its kind in the world. the synergistic Dallas Market Center, located on over 150 acres, is housed in eight complexes consisting of the World Trade Center, Apparel Mart, Men's Mart, Decorative Center, Trade Mart,

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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 14


Furniture Mart, Market Hall, and Infomart. The most recent of these, Infomart, contains one million square feet of showroom space where high-tech information systems/computers are marketed. Dallas is one of the three principal fashion centers in the U.S. The markets attract over 500,000 buyers annually from all over the U.S. and 35 foreign countries. The nine million square foot Dallas Market Center is located less than 10 minutes from downtown, and approximately 15 minutes from the Dallas/Fort Worth International Airport.

As a tourist center, Dallas hosts several million tourists annually. Attractions in and around Dallas include the State Fair of Texas, which is the nation's largest annual exposition, drawing over 3,000,000 visitors each year. The recently completed $13 million IMAX theater is expected to draw an additional
1.2 million people to Fair Park annually. Other attractions include the West End Historic District, Dallas Zoo, Old City Park, Southwestern Historical Wax Museum,

Six Flags Over Texas, International Wildlife Park, Thanksgiving Square, John F. Kennedy Memorial, Owen Fine Arts Museum, Texas Sports Hall of Fame, and Wet n' Wild (a water amusement park).

A Class 1 horse racetrack, named Lone Star Park opened in Grand Prairie in April 1997. The $96 million project encompasses a seven-story, 280,000 square foot grandstand which is a glass-enclosed, air-conditioned, structure with a seating capacity of approximately 8,000 seats, a 36,000-square foot simulcast facility, a saddling paddock/jockey quarters, barn area, track surfaces and parking area.

The new Texas Motor Speedway, 20 miles north of Fort Worth is the second-largest sports facility in the country, and the third-largest in the world. It features seating for 150,061 fans, 194 skybox V.I.P suites, seating 13,192 people. The track will offer a front straightaway grandstand that will hold 120,000 fans in a section that stretches nearly two-thirds of a mile. On the south end of the speedway is a 23-acre lake, which will be stocked with fish and utilized for watercraft exhibitions.

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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 15


The Dallas area has several major professional sports franchises including the Dallas Cowboys football team, Dallas Mavericks basketball team, Dallas Stars NHL hockey team, Dallas Burn soccer team, and the Texas Rangers baseball team. Stadiums include the 65,000-seat Texas Stadium and the 72,000-seat Cotton Bowl Stadium. Reunion Arena, a 19,000-seat, multi-purpose activity center, is home of the Dallas Mavericks, Dallas Stars and the Dallas Sidekicks. The Ballpark at Arlington, home of the Texas Rangers, is a four level, 49,000 seat structure that was completed in 1995 at a cost of $191 million. The area surrounding The Ballpark is still under development. The complex features two, six acre lakes with bordering retail and restaurant locations, an amphitheater, and adjoining park and recreational space. The Dallas area is also the site of the World Championship of Tennis Finals, Byron Nelson Golf Classic, and numerous other sporting events.

An area which impacts the Dallas area is the downtown Fine Arts District, a 60-acre redevelopment area located at the southwest corner of the Woodall Rogers Freeway and US 75. Initially anchoring the Arts District were several existing structures with historical and architectural significance. They include the Belo Mansion, home of the Dallas Bar Association, St. Paul's United Methodist Church, and the Gothic-style Cathedral Santuario de Guadalupe. The $53 million Dallas Museum of Art is the cornerstone of the Arts District. Situated on approximately nine acres, the museum has 210,000+/- square feet of space. The DMA recently underwent a $30 million expansion which added 140,000+/- square feet of museum space and an underground parking garage accommodating 412 vehicles.

The second organization to open in the district was the Dallas Theater Center's second stage, called the Arts District Theater. The Dallas Symphony Orchestra is now housed in the $100 million Morton H. Meyerson Symphony Center.

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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 16


The Dallas/Fort Worth area has become a financial center for the Southwest and is the third largest in the nation. The Eleventh District Federal Reserve Bank is located in Dallas and recently moved into a new, $107 million, 14-story building. The move consolidates the operations of the Federal Reserve Bank, which was previously housed in three different locations in the Central Business District. Dallas has the fourth largest concentration of insurance firm headquarters in the country and serves as the world headquarters of the U.S. Army and Air Force Exchange Service. Dallas is also one of the leading cotton markets and centers for farm implements, in addition to being one of the nation's leading computer, fashion, and aerospace centers.

The city is a major medical center for the southwest. The University of Texas Health Science Center/Southwestern Medical School is one of the four medical colleges in the state. More than 45 other hospitals and several national medical associations and research organizations headquartered in Dallas work in concert with major health care companies to solidify the city's continued strength in the medical services area.

POPULATION PROFILE

Population trends affect employment, retail spending, housing, bank deposits, and many other key demand parameters analyzed in determining real estate productivity. Population growth, stability or decline are strong indicators of real estate viability within an area. The following population and employment data represents historic trends, including the projected statistics for 2010 as prepared by the North Central Texas Council of Governments (NCTCOG). Projections are based on 1990 Census data and utilize an urban Growth Simulation Model in conjunction with an extensive review process. The resulting projections are similar to projections prepared by Chase Econometrics and the U.S. Bureau of Census. The following statistics represent NCTCOG Policy Planning Area which include a slightly smaller geographic area than the Dallas/Fort Worth SMSA.

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Dallas, Texas                                                            Page 17


--------------------------------------------------------------------------------------------
                                   CMSA Population by County

County       1980        1990        1995        1996      1980 - 1996 Annual    1995 - 1996
                                                               Growth Rate       Growth Rate
--------------------------------------------------------------------------------------------
Dallas       1,556,385   1,852,810   1,931,150   1,949,500         1.58%             0.95%

Tarrant        861,837   1,170,103   1,258,950   1,279,700         3.03%             1.65%

Collin         145,255     264,036     348,300     370,950         9.71%             6.50%

Denton         143,560     273,525     320,300     335,650         8.36%             4.79%

Rockwall        14,528      25,604      30,800      32,500         7.73%             5.52%

Ellis           59,743      85,167      90,500      92,400         3.42%             2.10%

Kaufman         39,727      52,220      56,450      57,750         2.84%             2.30%

Johnson         67,649      97,165     103,250     104,650         3.42%             1.36%

Parker          44,609      64,785      70,350      73,400         4.03%             4.34%

Total CMSA   2,933,293   3,885,415   4,210,050   4,296,500         2.90%             2.05%
============================================================================================

Source: U.S. Department of Commerce, Bureau of Census Final Report, North Central Texas Council of Governments
------------------------------------------------------------------------------

A demographic breakdown for the City of Dallas population is as follows:

--------------------------------------------------------------------------------
Median Age              34.6 years

Gender as a Percentage of the Total Population

Male                    49.1%

Female                  50.9%

Age as a Percentage of the Total Population

< 18 years              25.0%

18 - 24 years           11.8%

25 - 44 years           37.2%

45 - 64 years           16.3%

65 > years               9.7%

--------------------------------------------------------------------------------

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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 18


Approximately 26.7% of the Dallas population has received a four-year college degree. The median household income for the Dallas Primary Metropolitan Statistical Area (PMSA) is $52,300.

EMPLOYMENT PROFILE

After two decades of rapid growth, the D/FW area economy slipped into a recession beginning in 1986, when crude oil prices plummeted in the 2nd Quarter to less than one half of 1st Quarter 1986 prices. Coupled with The 1986 Tax Reform Act, which eliminated much of the preferential treatment given to real estate investments, real estate values and construction declined.

The D/FW area had experienced a similar slowdown in the early 1970's when thousands of manufacturing jobs were lost in the defense industry due to the end of the Vietnam War. Although manufacturing has since recovered, job growth has increasingly been dominated by industries in the retail and trade sectors. Employment growth stagnated during the first part of the 1990's. However, the economy has made a full recovery and is currently experiencing the strongest employment growth in 10 years.

        ----------------------------------------------------------------
                           Dallas/Fort Worth Combined
        ----------------------------------------------------------------
           Industry          Dec. 96       Dec. 95   Dec. 1995-Dec. 1996
                                                          % Change
        ----------------------------------------------------------------
        Manufacturing        343,500       338,400          1.51%
        Mining                15,700        16,200         -3.09%
        Construction         106,800        98,500          8.43%
        Trns. Com & Utl      176,900       170,700          3.63%
        Trade                617,600       595,000          3.80%
        Fin, Ins & RE        162,700       160,800          1.18%
        Service & Misc.      677,000       645,300          4.91%
        Government           290,700       283,800          2.43%
        TOTAL              2,390,900     2,308,700          3.56%
        ----------------------------------------------------------------

        ----------------------------------------------------------------
                                   Dallas MSA
        ----------------------------------------------------------------
           Industry          Dec. 96       Dec. 95   Dec. 1995-Dec. 1996
                                                          % Change
        ----------------------------------------------------------------
        Manufacturing        237,100       232,900          1.80%
        Mining                11,300        11,800         -4.24%
        Construction          75,300        69,300          8.66%
        Trns. Com & Utl      114,300       106,800          7.02%
        Trade                438,700       421,100          4.18%
        Fin, Ins & RE        131,600       131,500          0.08%
        Service & Misc.      495,200       473,100          4.67%
        Government           198,100       194,700          1.75%
        TOTAL              1,706,600     1,641,200          3.68%
        ----------------------------------------------------------------

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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 19


        ----------------------------------------------------------------
                            Fort Worth-Arlington MSA
        ----------------------------------------------------------------
           Industry          Dec. 96       Dec. 95   Dec. 1995-Dec. 1996
                                                          % Change
        ----------------------------------------------------------------
        Manufacturing        106,400       105,500         1.51%
        Mining                 4,400         4,400        -3.09%
        Construction          31,500        29,200         8.43%
        Trns. Com & Utl       62,600        63,900         3.63%
        Trade                178,900       173,900         3.80%
        Fin, Ins & RE         31,100        29,300         1.18%
        Service & Misc.      181,800       172,200         4.91%
        Government            92,600        89,100         2.43%
        TOTAL                689,300       667,500         3.27%
        ----------------------------------------------------------------
                       Source: Texas Workforce Commission

The Dallas MSA leads the Fort Worth/Arlington MSA in employment growth and generally has a higher employment level. 81,700 jobs were created in Dallas in 1996 making it the second highest gain in the country. 1996 was the fourth consecutive year of job growth, the longest stretch on record.

According to the Bureau of Economic Analysis (BEA), the largest Standard Industrial Classification (SIC) industry employment sector in the D/FW area is Services, holding approximately 30% of the total number of jobs. The second largest industry is Trade followed by Manufacturing. The largest 25 industries comprise 75% of the total employment. Oil and gas employment has receded in importance as major oil companies streamlined field operations and consolidated smaller field offices.

D/FW has become a major distribution hub. The area has over 100 million square feet of warehouse space and more than 60,000 jobs in the transportation, trucking, and postal services. Major transport companies in the area include Central Freight Lines, American Airlines, Delta Airlines, and the U.S. Postal Service.

The D/FW area has the largest share of wholesale employment of any major metropolitan area in the U.S. The world's largest wholesale trade complex, The Dallas Market Center discussed previously, is located just north of downtown Dallas.

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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 20


Dallas has been a center for banking in the southwest since the 1920's when the Federal Reserve Bank opened in the area. Spurred by deregulation of savings and loans and a rapidly expanding economy, the banking industry grew substantially between 1975 and 1984, but an accumulation of non-performing loans in oil, construction and real estate have caused federal bailouts and mergers throughout the U.S. Consequently, the banking industry's work force decreased. As of late, the area banking industry, which is dominated by money center national banks, is experiencing prosperity.

The insurance industry in D/FW has increased its work force during the last 10 years, establishing headquarters the area. These companies include Blue Cross/Blue Shield, Travelers, Allstate and State Farm. The tables on the following page list the 20 largest corporate employers in the D/FW area. Between December 1995 and December 1996, Non-Agricultural employment increased 3.7% overall, or a gain of 60,400 jobs, with gains in all categories except Mining. Growth has been consistent in: Manufacturing, Construction, Trade, Services and Miscellaneous, and Government. The overall slow recovery of the current economy is well reflected in the gains in eight categories, with Construction experiencing two years of high increases. The Service sector, with the largest employment of all major industrial categories, has also been a stable area of job increases, especially in Health Services.

Employment also affects the real estate market since an overall increase in total employment translates into more space utilized for office employees, more retail space to sell goods and services, and more money flowing through the area economy. Sectors such as Finance/Insurance/Real Estate, Services and Miscellaneous, and Government, which typically consist of white collar jobs, experienced an increase in employment which should help support the office and retail real estate markets.

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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 21


Overall, employment in all sectors, including Agricultural employment and Self Employment, increased 3.1% from December 1995 to December 1996 in the MSA. The chart below, which includes Agricultural employment, illustrates the employment status of the Dallas/Fort Worth area in relation to the State and the United States.

--------------------------------------------------------------------------------
                              DALLAS/FORT WORTH MSA
--------------------------------------------------------------------------------
                                      December      November       December
               Item                     1996          1996           1995
--------------------------------------------------------------------------------
Total Civilian Labor Force            2,606,000     2,605,700     2,550,300
--------------------------------------------------------------------------------
Total Unemployed                         87,400        96,500       107,600
--------------------------------------------------------------------------------
Total Employment                      2,515,600     2,509,200     2,442,700
--------------------------------------------------------------------------------
Percent Employment Growth               +3.1%         +0.38        +2.45%
--------------------------------------------------------------------------------
Percent Unemployed
--------------------------------------------------------------------------------
     Dallas MSA                          3.4%          3.7%          4.2%
--------------------------------------------------------------------------------
     Fort Worth/Arlington MSA            3.2%          3.6%          4.3%
--------------------------------------------------------------------------------
     State of Texas                      5.0%          5.4%          5.7%
--------------------------------------------------------------------------------
     United States                       5.2%          5.4%          5.7%
--------------------------------------------------------------------------------
Source: Texas Labor Market Review by Texas Workforce Commission.
--------------------------------------------------------------------------------

The percentage of the labor force unemployed in Dallas/Fort Worth was lower than the national and state average in December 1996. Unemployment decline is a function of population growth and the growth in employment levels. Dallas MSA unemployment dropped to 3.4% in December 1996, while Texas unemployment declined from 5.6% to 5.4%. Many sectors of the Metroplex economy are experiencing growth however, there is speculation that a slowdown in employment growth is likely.

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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 22


          -----------------------------------------------------------
                    Dallas/Fort Worth Area Largest Employers
          Employer                                   D/FW Employees
          -----------------------------------------------------------
          AMR Corp./American Airlines                    31,317
          Texas Instruments, Inc.                        21,500
          Dallas Independent School District             16,122
          City of Dallas                                 13,000
          EDS Corporation                                13,000
          Lockheed Fort Worth Co.                        12,500
          Kroger Company                                 10,000
          US Postal Service                              11,000
          E-Systems, Inc.                                 7,389
          Baylor Health Care System                       9,298
          Fort Worth Independent School System            8,991
          Southwestern Bell Telephone                     8,208
          NationsBank of Texas                            7,800
          Albertson's Inc.                                7,547
          Minyard Food Stores                             6,500
          J.C. Penney Company, Inc.                       6,500
          Dallas County                                   6,327
          Bell Helicopter Textron, Inc.                   6,200
          City of Fort Worth                              5,997
          GTE Telephone Operations                        5,798
          Delta Airlines                                  5,785
          Dallas Community College District               5,769
          Tandy Corporation                               5,384
          American Telephone & Telegraph Co.              5,000
          -----------------------------------------------------------

Starting in 1990, the area began to lose jobs as the effects of the national recession began to be felt. Many companies began to downsize their work forces, and layoffs became common. However, in 1993 the area began to pull out of its slump. Currently, most of the downsizing has ceased, and employment growth is expected throughout 1997.

As indicated from the chart on the preceding page, growth in D/FW total civilian employment between the years 1995-1996 was 3.1% annually. Employment is at the highest point since 1986, a trend which is expected to continue.

         --------------------------------------------------------------
                               Unemployment Trends
         --------------------------------------------------------------
                              12/90  12/92  12/94  12/95  12/96  1/97
                              -----------------------------------------
         Dallas                5.4%   8.7%   5.4%   4.2%   3.4%  3.1%
         Ft. Worth/Arlington   5.7%   9.2%   5.9%   4.3%   3.4%  4.0%
         Texas                 6.5%   7.5%   6.4%   5.7%   5.0%  5.9%
         United States         5.9%   7.4%   6.1%   5.6%   5.1%  5.9%
         --------------------------------------------------------------

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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 23


The chart above shows that unemployment rates in both Dallas and Fort Worth/Arlington have been below the Texas and U.S. rates for the past six years. Dallas unemployment has been consistently lower than the Fort Worth/Arlington rate.

RETAIL SALES

Sales & Marketing Management's 1996 Survey of Buying Power indicates a 1995 total effective buying income estimate for the Dallas-Fort Worth CMSA of $77.87 billion. This equates to an average household effective buying income of $46,423. It is projected to increase 3.3% annually from 1995 through the Year 2000, with an estimated median effective buying income per household of $54,611 at the end of the Year 2000. Dallas County had a 1995 average effective buying income per household estimate of $47,527 according to Sales & Marketing Management. The average effective buying income per household is projected to increase 3.59% annually to $56,701 by Year-end 2000. The table that follows illustrates the 1995 average effective buying income per household estimates for the Dallas MSA and Sales & Marketing Management's Year 2000 projection.

                                   DALLAS MSA
          HISTORICAL AND PROJECTED AVERAGE EBI PER HOUSEHOLD ESTIMATES
      ===================================================================
                  County                1995        2000     1995 to 2000
      ===================================================================
      Collin County                    $57,820     $64,466      2.20%
      -------------------------------------------------------------------
      Dallas County                    $47,527     $56,701      3.59%
      -------------------------------------------------------------------
      Denton County                    $46,389     $53,136      2.75%
      -------------------------------------------------------------------
      Ellis County                     $41,756     $50,870      4.03%
      -------------------------------------------------------------------
      Henderson County                 $31,399     $37,783      3.77%
      -------------------------------------------------------------------
      Hunt County                      $34,360     $39,150      2.64%
      -------------------------------------------------------------------
      Kaufman County                   $36,541     $41,515      2.59%
      -------------------------------------------------------------------
      Rockwall County                  $56,712     $67,049      3.41%
                                       -------     -------      -----
      -------------------------------------------------------------------
      Total Dallas MSA                 $47,563     $56,125      3.37%
      ===================================================================
      Source: Sales & Marketing Management Survey of Buying Power: 1996

Sales & Marketing Management's 1996 Survey of Buying Power indicates a 1995 average retail sales per household estimate for the Dallas MSA of $26,926. It is projected to increase 3.18% annually through the Year 2000, with an estimated average retail sale per household of $31,487 at the end of the Year 2000. Dallas County had a 1995 average retail sale per household estimate

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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 24


of $30,462 according to Sales & Marketing Management. The county's average retail sales per household is projected to also increase 3.84% annually to $36,781 by Year-end 2000. The table that follows illustrates the historical average retail sales per household estimates for the Dallas MSA for 1995 and Sales & Marketing Management's Year 2000 projection.

                                   DALLAS MSA
          HISTORICAL AND PROJECTED RETAIL SALES PER HOUSEHOLD ESTIMATES
       =================================================================
                                                           Annual Change
            County                      1995       2000     1995 to 2000
       =================================================================
       Collin County                   $22,824    $23,994      1.00%
       -----------------------------------------------------------------
       Dallas County                   $30,462    $36,781      3.84%
       -----------------------------------------------------------------
       Denton County                   $18,761    $21,749      3.00%
       -----------------------------------------------------------------
       Ellis County                    $17,300    $21,214      4.16%
       -----------------------------------------------------------------
       Henderson County                $15,180    $18,487      4.02%
       -----------------------------------------------------------------
       Hunt County                     $19,001    $21,912      2.89%
       -----------------------------------------------------------------
       Kaufman County                  $19,514    $20,323      0.82%
       -----------------------------------------------------------------
       Rockwall County                 $16,778    $18,165      1.60%
                                       -------    -------      -----
       -----------------------------------------------------------------
       Total Dallas MSA                $26,926    $31,487      3.18%
       =================================================================
       Source: Sales & Marketing Management Survey of Buying Power: 1996

REAL ESTATE MARKETS

Supply - The Metroplex is currently experiencing growth in all property categories. During the past two years, growth in demand, population and employment, plus a readily available supply of capital, are fueling new construction starts in all property categories. An individual overview of each commercial property type follows.

Office Market - A large body of statistics has been produced regarding the office market in the D/FW Metroplex. As of December 1996, the D/FW area had an estimated multi-tenant inventory of approximately 130,755,900 square feet of existing multi-tenant office space in 909 buildings. Approximately 99,555,900 square feet (84%) is currently occupied, leaving 21,200,000 square feet (16%) to be absorbed. The projected time to absorb the vacant space is estimated to be between three and five years. Suburban markets continue to lead the area with 16 submarkets displaying at least a 90% occupancy level for Las Colinas while both CBD's continue to lag in occupancy.

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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 25


The average rental rate for Class A office space in the Dallas/Fort Worth area at year-end 1996 was $17.28 per square foot, up 15.2% from year-end 1995 levels. The Dallas office market has shown considerable improvement primarily due to strong employment growth. 1996 saw major relocations of office tenants into the CBD including Blockbuster Inc., Amresco and Continental Insurance Co. Eight office buildings totaling approximately 650,000 square feet are currently under development. Moreover, further development in Preston Center, Las Colinas, Richardson, Uptown, Northeast Tarrant County, North Dallas and, Plano are planned.

Retail Market - Occupancy levels in the D/FW retail market steadily declined from 1983 through 1989, but have risen since then. At year-end 1996, D/FW shopping center occupancy rose 0.9% to a 10-year high of 88.3%. D/FW combined regional and non-regional multi-tenant space totaled 117.6 million square feet of retail space. In Dallas, approximately one-third of the total is in community centers, one-fourth is in neighborhood centers. Regional and strip centers comprise the remainder. In Fort Worth, the split is more evenly divided, with community, neighborhood, regional and strip representing approximately one-fourth each of the total available space.

D/FW absorbed 3.4 million square feet from January 1996 to December 1996, which exceeded expectations. Retail sales, a market indicator, climbed 5.3%, up from the 4.3% pace at Year-End 1995. Strong employment growth should help the market remain stable. Rents rose 4.5% to $12.02 in Dallas since year-end 1995 while Fort Worth rents increased 3.4% to their highest level in five years ($10.43 per square foot). Currently, Dallas and Fort Worth have a combined occupancy rate of 84%, up 1.4% from year-end 1995. This marks the area's highest occupancy level since 1988.

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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 26


Industrial Market- M/PF allocates light industrial space into two categories - warehouse and flex space.

Warehouse space is defined as typical distribution space with 40% or less office finish-out, loading docks of truck bed height, ceiling heights between 16 and 24 feet, and open surface parking allotted at one space per 1,000 square feet. Warehouse space represents 85.5% of the total D/FW's industrial space.

Flex space includes office/showroom space, research and development, service center use, and office tech. More than 40% of the building is typically finished out, and ceiling heights are usually 14 feet or less. Flex spaces usually have dock-high loading doors and surface parking allotted at one space per 300 to 500 square feet.

The Dallas/Fort Worth industrial market remained quite active in 1996. Tenants absorbed 9.438 million square feet of warehouse and flex space in 1996, compared to 8.79 million square feet in 1995.

Warehouse Market

Dallas Area warehouse occupancy dipped 0.5 of a point in 1996 to 92.8%, but remained healthy in light of the 6.3 million square feet of new development. Occupancy dipped in the short term as new supply surpassed absorption. Occupancy in Fort Worth Area warehouses dipped 2.5% in 1996 due to 4.9 million square feet of new development.

The Dallas Area reported completions of 2.9 million square feet of new space in the 2nd Half which represents a slight decline from the 3.42 million square feet completed in the first half of 1996. Approximately 67% of the space completed was in multi-tenant warehouses, reflecting the increase in speculative construction. In the past year, new construction surged by 76% to 4.1 million square feet, its highest level since 1987.

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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 27


In Tarrant County, new warehouse construction jumped by 36% in 1996 to 4.9 million square feet. Single-tenant projects accounted for 69% of the space completed in 1996, as multi-tenant construction is not yet as widespread as in the Dallas Area.

Flex Space Market

Occupancy in Dallas Area flex properties increased 1.7 points in 1996, its highest level since M/PF began tracking the industrial market in 1989. In Tarrant County, flex occupancy declined 3.6% in 1996 to 88.2%.

Demand for Dallas flex space totaled 2.4 million square feet in 1996. Absorption rose 36% in 1996. Tarrant County reported negative absorption of 109,700 square feet of space in 1996. Demand for flex space is being stimulated by tenants deterred by rising rents in the traditional office market.

955,200 square feet of flex space was constructed in 1996, mostly in the Dallas Area (907,600 SF). Rising occupancy and solid demand, however, prompted the new construction of nearly 826,600 square feet set for completion (mostly in the Dallas Area) in 2nd Half 1996, 94% of which has been pre-leased.

Among Dallas flex properties, rents advanced 5.7% in 1996 to $6.67 per square foot. Dallas Area flex rents are at their highest level since 1990. Tarrant County rental rates for flex space increased 4.1% in the past year to $6.32 per square foot, their highest level since 1989. M/PF forecasts that the demand for flex space should remain steady over the next six months in the Dallas/Fort Worth Area. In the 1st Half 1997, the Dallas Area is forecast to absorb 800,000 square feet and the Fort Worth Area should absorb 30,000 square feet. Dallas Area flex occupancy is forecast to rise .5 point to 91.5%, and Tarrant County flex occupancy should also advance 0.5 of a point to 91.0%.

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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 28


Apartment Market- The Dallas/Fort Worth apartment market appears to have passed a critical test in 1996. Overcoming the largest volume of new construction in 10 years, apartment occupancy remained constant, rather than decreasing as expected. Dallas/Fort Worth absorption for year-end 1996 was stronger than had been expected. D/FW absorbed 12,760 units vs. the 14,537 units forecast one year ago. Absorption was bolstered by strong job growth and by counting residents who have now moved into new projects still under construction yet whose units were not counted as absorbed until the entire community was completed in the current period. While new supply slightly exceeded absorption in the past year, an increase in demolitions and condo conversions helped maintain occupancy levels. Rents continued to rise, up by more than 6% in the past year.

Overall, by year-end 1996, Dallas occupancy remained level over the past 12 months at 93.6%. Occupancy was hampered by the high level of completions in 1996. The Dallas area posted its highest occupancy since 1982 in 4th quarter 1996. Fort Worth Area occupancy advanced 0.5 points to 93.8% as of the year end. However, occupancy was off 0.9 points from a year ago, as completions exceeded demand.

The Dallas Area absorbed 10,660 units by year-end 1996. Tarrant County reported healthy demand at year end, with net resident move ins totaling 2,100 units. Absorption in the Tarrant County apartment market continues to be restrained by high occupancy and moderate increases in new completions to service demand.

Deliveries of new apartments slowed in the 4th quarter however, remained strong in the Dallas area. Construction activity produced 12,113 units by year end 1996, the most for a single reporting period since 3rd Quarter 1985. The net new supply of apartments was somewhat lower at 11,058 units, due to the aforementioned demolitions and condo conversions.

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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 29


Construction is increasing in the Fort Worth Area, but remained modest compared to development activity in Dallas. Developers delivered 2,850 units by year end, the most since 1987. Fort Worth's net new supply grew by a slow rate, though, up to 2,816 units.

Occupancy rates continued to drive up rents at a brisk pace, with the rate of increase picking up again as of year-end 1996. Dallas Area rents averaged $581 monthly (up 6.0% in the past year). Fort Worth Area rents averaged $507 (up 4.8%).

With a slowdown in employment growth anticipated in the year ahead, apartment demand is expected to slow as well. Still, ongoing employment growth should provide a sound basis for metrowide housing demand and absorption should lag the rate of new completion's through year-end 1997, thus causing occupancies to dip or remain stable in the Dallas Area. Dallas Area absorption is forecast to fall through year-end 1997 to 9,100 units. Fort Worth demand is forecast to fall one-third in the same period to 1,800 units.

Apartment communities totaling 12,920 units in the Dallas Area are currently under construction with completion dates set through year end 1997. In Tarrant County, 1,795 units are slated for completion during the next year.

With forecast absorption in the Dallas apartment market expected to exceed the currently identifiable level of new completions, occupancy is forecast to fall
0.4 points to 93.2% in the coming year. With a more favorable supply/demand ratio expected, Fort Worth Area occupancy is forecast to rise 0.2 points to 92.8%.

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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 30


CONCLUSION

The preceding market overviews underscore the major trends which have occurred in the D/FW area as a result of the interaction of the four predominant forces that affect real estate values (environmental, political, economic, and sociological). As employment grew, the economy strengthened. Preferential tax treatment prior to 1986 and too much capital allowed markets to become saturated with excess supply. Coupled with the precipitous decline in oil prices in 1986, the area, and the Texas economy in general, slipped into recession. After six years of slow growth, the local real estate market has recovered. The area has experienced three years of record level apartment construction with no apparent overbuilding. The overall recovery is best illustrated by the improvement of the office market, including the Dallas CBD. Employment growth is expected to remain above average and retail sales are expected to remain strong. Therefore, the real estate market should continue to improve and property values should continue to rise.

          Koeppel Tener Real Estate Services, Inc., Valuation Division
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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 31


                              NEIGHBORHOOD ANALYSIS

The subject property is located along the north side of IH-635 (LBJ Freeway) at the Preston Road interchange, in the City of Dallas, County of Dallas, Texas. The subject is located in the North Dallas neighborhood just east of the North Dallas Tollway. The neighborhood is generally bounded by Hillcrest Road to the east, Belt Line Road to the north, The North Dallas Tollway to the west, and IH-635 (LBJ Freeway) to the south. The subject's neighborhood is located in the northern portion of the City of Dallas. Improvements within the neighborhood consist primarily of retail buildings (strip centers, as well as individually tenanted buildings), office buildings (typically 2 to 20 stories) and residential uses (multifamily and single-family). Access to the neighborhood is excellent, as the infrastructure provides easy access from all areas within the Dallas/Fort Worth CMSA.

Preston Road travels north/south through the neighborhood and connects the subject to Interstate Highway 635 (LBJ Freeway), North and Far North Dallas and the northern suburban areas. In the vicinity of the subject, Preston Road is a six-lane, two-way, divided roadway that enjoys a high traffic count. Access is also provided via Interstate Highway 635 (LBJ Freeway), which travels east/west and links the neighborhood to the remainder of the Dallas area, and Montford Road which travels north/south along the west boundary of the subject property. Limited access is also provided from the north via two access easements and curb cuts along Alpha Road.

Montford Road, in the vicinity of the subject, is a six-lane, two-way, partly divided roadway that travels in a north/south direction and eventually becomes four-lane in both directions. Alpha Road is a four-lane, two-way roadway with turn lanes. Both Montford and Alpha Roads are asphalt paved and have concrete curbs and sidewalks. Traffic flow is well managed in the area as there are numerous traffic signals along the major roadways. All municipal utilities are available to the neighborhood and street lighting is provided via pole mounted lights.

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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 32


The subject's neighborhood has established itself as a retail and commercial district. Within the immediate area, retail tenants include Sears, Dillard's, Foley's and JC Penney (all anchors at the subject), Neiman Marcus, Macy's, Marshall Field's, Nordstroms, Saks Fifth Avenue, Target, Office Max, Petsmart, Home Depot Design Center, several auto dealerships along LBJ Freeway and Preston Road, and numerous other national, regional, or local retail establishments. Additionally, there are numerous business establishments and housing developments that provide a strong resident base to support the concentration of retail within the neighborhood. Major employers are located in the numerous office buildings located in the immediate vicinity of the subject, primarily centered along LBJ Freeway and the North Dallas Tollway.

Most of the retail centers within the neighborhood are located along the major thoroughfares, including LBJ Freeway, Preston Road, Belt Line Road and the North Dallas Tollway. Within the neighborhood other retail centers consist of strip malls, power centers, and regional malls. Other regional, enclosed malls located in the subject's trade area include Prestonwood Mall, The Galleria and Northpark Mall. These centers are within a five mile radius and compete with Valley View due to location and tenant mix. Because of its proximity to the subject property, and identity as a specialty mall catering to high-end retailers, a survey completed by the owners of Valley View Mall concluded that The Galleria compliments rather than competes with the tenant profile at Valley View. In addition, the survey found that a major percentage of the shoppers surveyed stated that they did not typically shop at Northpark Mall. The survey also confirmed the subject property owner's belief that the primary competition for the subject comes from Prestonwood Mall, which is located approximately 1.5 miles northwest of the subject property. Anchors at this center include Neiman Marcus, Dillard's, JC Penney, Lord & Taylor and Mervyn's. However, the operating covenants for JC Penney and Dillard's expire at Prestonwood in August of 1999, and these two tenants are expected to close their Prestonwood stores at this time, softening the competition to the subject property which has the same tenants.

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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 33


According to a market profile of Valley View Center, prepared for the owner by Claritas Data Services, the following is a demographic profile of the subject property using a five mile radius as the primary competitive market.

--------------------------------------------------------------------------------
Total market population:            313,976

Households:                         147,082

Median age:                         34.9

Average household income:           $68,343
--------------------------------------------------------------------------------

In addition, over 1 million residents live within a ten mile radius of the subject property, making it one of the highest density areas in the Dallas/Fort Worth Metroplex. Therefore, the subject's area population and income characteristics are above average for a ten mile radius.

In summary, the subject property is situated in a well established retail location with a collection of both nationally and regionally known tenants. Its location along IH-635 (LBJ Freeway) and Preston Road provides easy access to this good retail location. The neighborhood itself is developed with a mix of uses, including retail, commercial and office uses in the immediate area of the subject. With a combination of national tenants, the neighborhood is able to provide shoppers with most retail alternatives. The subject neighborhood's dense population and above average income characteristics bode well for the market area. Steady economic growth in the past, as well as that projected for the future, bodes well for the subject's neighborhood and the economic vitality of it as a retail location.

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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 34


                                  SITE ANALYSIS

The subject site is located at the northwest corner of IH-635 (LBJ Freeway) and Preston Road in the City and County of Dallas, Texas. It consists of a total of 38.05+/- acres (including the JC Penney parcel), which is utilized within this analysis. The land area upon which the other anchors are located (Foley's, Dillard's and Sears) total 56.67 acres. Although adjacent to the subject site, they are individually owned and are not part of the subject property. The total Valley View Center site contains approximately 94.72 acres including the anchor sites which are not part of the subject property. A site plan provided by the client, the Dallas County tax maps, and a personal inspection were relied upon for measurements and site descriptions.

The subject site is irregular in shape, as a result of being a portion of a larger tract of land for the original mall development. The site has frontage and access along the west right-of-way service road for LBJ Freeway and along the south right-of-way of Preston Road. The subject also has access and visibility from Alpha Road and Montford Road. The subject site is improved with a 699,162+/- gross leasable square foot enclosed regional shopping center (consisting of the mall store space and the JC Penney space). The center is comprised of a multi-tenant, two-level enclosed retail building. The enclosed retail building is a "hub & spoke" floor plan and is located in the center of the site.

The general topography of the site is gently sloping. No adverse subsoil or drainage conditions were observed at the time of inspection. An engineer's report supporting this observation was not submitted. No environmental studies were provided for this report and no environmental issues were observed at the time of inspection.

According to the National Flood Insurance Program (FIRM) Community Map Number 480171-0060C, dated March 16, 1983, the subject property is situated in Flood Zone C which is characterized as an area outside the 500-year flood plain. An engineering report is recommended

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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 35


should any questions arise concerning determination of flood plain zones. All utilities and services are presently available to site.

There are four entrances to Valley View Center. One entrance is located off of Preston Road, LBJ Freeway, Montford Road and Alpha Road. Turn lanes are provided at most entrances and a ring road circles the shopping center. Visibility is excellent from LBJ Freeway, Preston Road and all surrounding roadways. Surrounding improvements include retail strip centers, fast food restaurants, office uses, some limited multifamily residential uses, and numerous other commercial and retail uses.

The parking lot is paved, striped, and illuminated for 6,385 vehicles with a parking structure for an additional 1,489 spaces for a total of 7,847 spaces on the total mall site which equates to a parking ratio of 5.01 spaces per 1,000 square feet of gross leasable area. Concrete sidewalks and curbs front all of the stores. Landscaping in the form of lawn areas, trees, conifers, and native shrubs is planted. The Urban Land Institute's Dollars and Cents of Shopping
Centers: 1995 indicates typical site requirements for retail development. Generally, each 40,000 square feet of site size can accommodate approximately 10,000 square feet of building improvements and the required parking, landscaping, and buffer zones. Based on this rule of thumb, the subject site of 38.05+/- useable acres can accommodate 414,365+/- square feet of building improvements. Therefore, the site size appears slightly small according to ULI; however, all zoning restrictions have been met and from a personal inspection, the site size appears adequate. The table below illustrates the typical parking requirement of shopping centers as estimated by ULI's Parking Requirements for Shopping Centers. As shown, the subject's existing parking ratio of 5.01 spaces per 1,000 square feet of gross leasable area is sufficient. In conclusion, the subject site is considered to be fully capable of supporting the enclosed regional shopping center that exists.

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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 36


                         RECOMMENDED PARKING PARAMETERS
   =========================================================================
       GLA    Spaces per 1,000 GLA   SF per Space   SF of Parking   Per GLA
   =========================================================================
      25,000           4.0               375            37,500       1.500
   -------------------------------------------------------------------------
     100,000           4.0               375           150,000       1.500
   -------------------------------------------------------------------------
     400,000           4.0               375           600,000       1.500
   -------------------------------------------------------------------------
     500,000           4.5               375           843,000       1.690
   -------------------------------------------------------------------------
     600,000           5.0               375          1,125,000      1.875
   =========================================================================
   Source: Urban Land Institute, Parking Requirements for Shopping Centers.

          Koeppel Tener Real Estate Services, Inc., Valuation Division
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                                    SITE PLAN
--------------------------------------------------------------------------------

                               [GRAPHIC OMITTED]

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 38


                                     ZONING

The subject property contains 38.05+/- total acres and is located in an "RR - Regional Retail" District as designated by the City of Dallas. According to the local zoning ordinance, the purpose of this district is to encourage the development of land with regional serving retail, personal service and office uses. The general provisions for the "RR - Regional Retail District" are as follows.

                    RR REGIONAL RETAIL DISTRICT REQUIREMENTS
        ===============================================================
        Minimum Lot Size:                       None
        ---------------------------------------------------------------
        Minimum Lot Width:                      None
        ---------------------------------------------------------------
        Maximum Impervious Coverage:            80% including  parking
                                                garage
        ---------------------------------------------------------------
        Maximum Building Height:                70 feet, 5 stories
        ---------------------------------------------------------------
        Minimum Yards
        ---------------------------------------------------------------
                      Front:                    15 feet
        ---------------------------------------------------------------
                      Side:                     None
        ---------------------------------------------------------------
                      Rear:                     None
        ---------------------------------------------------------------
        Parking                                 5 per  1,000 SF of GLA
                                                for retail
        ===============================================================

The existing two-story retail improvements contain a gross leasable area of 699,162+/- square feet. The existing improvements, therefore, cover approximately 42.2 percent of the site. Based upon 699,162+/- gross leasable square feet, retail parking for 3,496 parking spaces is required. Therefore, the subject property appears to conform to all site requirements, including parking. No excess land or development rights exist without a zoning variance.

In conclusion, the existing improvements represent a legal, conforming use and complying density under current zoning regulations.

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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 39


                        REAL ESTATE ASSESSMENTS AND TAXES

According to the Dallas County Assessor's Office, the subject property consists of three tax lots with Identification Numbers 00000731077500000, 000007431077409900, and 00000731077400000. The total site size of the subject is
38.0542+/- acres as indicated on the Dallas County tax maps and a site plan provided by management. Therefore, taxes are due on the total site size.

Real estate taxes in Dallas County are paid for the current year and are due by January of each year (following the assessment year). Reassessment can occur every year within the county. According to the Dallas County Assessor's Office, commercial real property is assessed at 100 percent of market value, and the assessed value is based on all three approaches to value.

The combined tax rate for Dallas County, the Dallas Independent School District and the City of Dallas combined is $2.59318 per $100 of assessed valuation. The local tax rate for the subject is expected to remain relatively stable in the near future, due to the increasing tax base. The 1997 assessed values have been certified. However, the 1997 tax rates will not be set until later in the year, typically in September. Therefore, we have used the 1997 assessed value and the 1996 tax rate for purposes of estimating taxes for the subject property.

The table below illustrates the estimated tax liability for the subject property.

                                VALLEY VIEW MALL
                    REAL ESTATE ASSESSMENTS AND TAX LIABILITY
        ===============================================================
          Year       Assessment    MillageRate/$100    Tax Liability
        ===============================================================
          1997      $77,275,000        $2.59318        $2,003,879.85
        ===============================================================

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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 40


Based upon the gross leasable area of 699,162 square feet, the subject's estimated tax liability equates to $2.87 per square foot. In an effort to test the reasonableness of the subject's estimated tax liability, the tax liabilities of two competing malls are compared to the subject's. As indicated in the following chart, the tax liabilities for Prestonwood and Northpark Malls range from $3.49 to $4.12 per square foot. In terms of comparability to the subject property, Prestonwood is considered most similar and Northpark is considered superior.

                                VALLEY VIEW MALL
                     COMPARABLE REAL ESTATE TAX LIABILITIES
      ===================================================================
          Property Name      Size (SF)  Assessment  Tax Liability Per SF
      ===================================================================
      Prestonwood Mall        282,618   38,000,000          $3.49
      -------------------------------------------------------------------
      Northpark Mall          306,188   48,604,410          $4.12
      ===================================================================

Based on the estimated tax liabilities exhibitedby Prestonwood and Northpark Malls, the subject's tax liability appears reasonable and market reflective.

The subject property recently sold for $85,500,000, which is within 11% of the current assessed value. Therefore, the assessed value, although lower than the two tax comparables, appears reasonable based on its recent sales price.

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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 41


                           DESCRIPTION OF IMPROVEMENTS

The subject site is improved with a 699,162 square foot two-story, enclosed regional shopping center. It consists of 170 suites and is anchored by a 233,000+/- square foot JC Penney. In addition, the subject improvements are adjacent to three other anchor spaces including Foley's (300,196 square feet, three levels), Dillard's (302,268 square feet, three levels) and Sears (235,055 square feet, two levels). The anchor department stores, including the three anchor spaces which are not part of the subject property, total 78 percent of the center's gross leasable area. The JC Penney store totals 33.33 percent of the total owned space that is the subject of this report (i.e. - 233, 000 square feet/699,162 square feet). In addition, Sears has an outparcel building (for auto repair/maintenance/tire and battery sales) that contains 30,604+/- square feet that is included in the Sear's total size calculation and Sear's completely maintains its own building located on the east portion of the site.

Valley View Mall is essentially a "hub and spoke" shape with the anchor department stores located at the perimeter of the center courtyard area. The food court is located at the southeastern portion of the building. The center has an efficient layout, which allows for good foot traffic at all locations. However, some of the spaces have bay depths as deep as 180 feet, which is considered too deep to be fully functional for most tenants. However, the current owners have been able to subdivide these spaces into shallower depths in an effort to achieve higher rental rates. In addition, the owner has been able to lease the back portion of the subdivided space for storage. The improvements are constructed of average quality materials. Building standard tenant improvements include wall partitions, carpeting or tile floor covering, painted walls, suspended acoustical ceilings, and insulated glass exterior windows and pedestrian doors. Basic construction details of the improvements are summarized below. The table that follows breaks out the subject's tenant space by unit.

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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 42


                            SUMMARY OF TENANT SPACES
            ========================================================
            Gross Leasable Area              1,712,683     100.0%
            --------------------------------------------------------
            GLA Included in Analysis           699,162     40.8%
            --------------------------------------------------------
            Total Unoccupied Space*             89,462      5.2%
            --------------------------------------------------------
            Total Anchor Space               1,248,917     72.9%
            --------------------------------------------------------
            Total Shop/Food Court Space        433,162     37.7%
            --------------------------------------------------------
            Total Outparcel Space               30,604      1.8%
            --------------------------------------------------------
            Anchor Space Vacancy                     0      0.0%
            --------------------------------------------------------
            Shop/Food Space Vacancy             89,462     20.7%
            --------------------------------------------------------
            Outparcel Vacancy                        0      0.0%
            ========================================================
                           * As of May 1997 Rent Roll

BUILDING COMPONENTS

Footings & Foundation:              Drilled, reinforced concrete piers.

Structural System:                  Structural and reinforced concrete
                                    construction.

Floors: Post-tensioned, reinforced concrete with ceramic tile floor coverings.

Ceilings:                           Painted and vinyl-covered gypsum board
                                    partitions on metal studs with suspended acoustical tile or painted drywall ceilings.

Parking: Level, surface parking is provided for 6,385 vehicles and is in average condition. There are also 1,489 structured parking spaces in the garage adjacent to JC Penney and Dillard's. Therefore, there are a total of 7,847 spaces, which indicates a parking ratio of 5.01 spaces per 1,000 square feet of retail space.

Roof: Flat built-up roof with corrugated steel decking. There is an on-going roof maintenance program.

HVAC: The central system services all interior areas except the department stores. The central plant contains three Carrier chillers, with approximately 2,300 tons of capacity, two gas-fired boilers, and a four-pipe distribution system with hot and cold decks.

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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 43


Fire Protection:                    Fully sprinklered by exposed heads.

Interior Finish:                    Interior finishes vary depending on
                                    individual tenant's requirements. In
                                    general, finishes consists of vinyl or
                                    ceramic tile, marble, and carpeted floors, painted drywall, and suspended acoustic tile ceilings with recessed covered and exposed fluorescent lighting.

Food Court:                         Finish is typical with tile floors in
                                    eating/dining areas and typical food court finish/appliances.

Plumbing:                           Standard plumbing and fixtures. Restrooms
                                    are provided within each tenant space and food court plumbing is served by a grease trap system.

Electrical Service:                 Electrical service is supplied by TU
                                    Electric Company at 13,800 volts and is
                                    considered adequate. Electric service enters the building through two separate lines and is reduced to a level of 480 volts, three phase. A new energy management system (EMS) has been installed to control the common area lighting, common area air handler units and the chillers. This results in increased operating efficiencies and reduces electricity demand and consumption.

Gas Service:                        Gas service is provided within the food
                                    court and boiler rooms.

Condition:                          The center is in good condition and
                                    functions well as an enclosed regional mall.

DEPRECIATION

As discussed, the improvements are 24+/- years old and are in need of minor capital improvements. With on-going capital improvement program is in place, the facility is considered to be in good condition relative to its age. It is the dominant retail center in the trade area and is located at an established retail hub of the Dallas metro area. Therefore, Valley View Mall only suffers from incurable physical depreciation due to its age. It had a renovation in

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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 44


1983, and another renovation in 1992 and 1993. Over the next 5 years capital improvements are scheduled for the exterior, including replacement of the roof, the parking lot and landscaping, which will further enhance the appeal of the center. JC Penney Department Store replaced the vacant Bloomingdale's space in late 1996. The cost was primarily incurred by JC Penney, as they leased the building for $1 per year (for 20 years) and completed approximately $20 million in renovations prior to its opening. Therefore, although its actual age is 24+/- years, we estimate an effective age of 15 years based on the previous renovations. With an economic life of 55+/- years, Valley View Mall has a remaining economic life of 40+/- years. Based on the age-life method of calculating depreciation, incurable physical depreciation for the improvements is estimated at 27% of the replacement cost new.

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

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 45


                               TRADE AREA ANALYSIS

INTRODUCTION

This overview of the trade area of Valley View Mall will discuss the supply and demand characteristics of those elements of the Dallas Metropolitan Area's demographic profile and retail market that are likely to influence retail sales, rents and occupancy of the regional shopping center. A retail center's trade area contains people who are most likely to patronize that particular tenant mix. A center's fundamental drawing power comes from the strength of the anchor tenants as well as the regional and local tenants who complement and support the anchors. In the mid-1990s, the stability and drawing power of the anchors has regained prominence in the retail equation as sales and rents for non-anchor shops have stagnated. A successful combination of these elements creates a destination for consumers seeking a variety of goods and services while enjoying the comfort and convenience of an integrated shopping environment.

The determination of the subject's trade area is generally subjective in the absence of an extensive empirical study and a current market interview of existing customers or license plate surveys. Our interviews with mall owners and property managers helped us to form initial boundaries. They were further refined and shaped by our discussions with the competitors' brokers and management and a study of similar shopping habits of shoppers of other large scale retail shopping centers in the metropolitan area.

Valley View Mall is classified as a superregional center. According to the Appraisal Institute's The Appraisal of Real Estate, Eleventh Edition,1996, "a superregional center provides an extensive variety of general merchandise, apparel, furniture, home furnishings, service and recreational facilities built around at least three major department stores of at least 100,000 square feet each. The gross leasable area of a superregional center may exceed 1,000,000 square feet."

As shown in the table that follows, most regional centers have a radii-type trade area, but this is then often reshaped by geographic characteristics or existing or planned highway patterns. The size, mix and appeal of the shopping center will also determine how extensive the primary or

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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 46


secondary trade area may be. The quality and size of the competition helps to curtail or expand the typical 8 mile, 20 minute regional retail center's primary trade area and sphere of influence.

                      PRIMARY TRADE AREA-GENERAL GUIDELINES
      ================================================================
                       Minimum Population
      Type of Center     Support Needed       Radius    Driving Time
      ================================================================
      Superregional      300,000 or more     12 miles    30 minutes
      ----------------------------------------------------------------
      Regional           150,000 or more     8 miles     20 minutes
      ----------------------------------------------------------------
      Community          40,000-150,000     3-5 miles  10-20 minutes
      ----------------------------------------------------------------
      Neighborhood        2,500-40,000      1.5 miles   5-10 minutes
      ================================================================

      Note: This table provides general guidelines, which must be modified to fit the characteristics of the specific shopping center being considered.

      Source: Shopping Center Development Handbook (Washington,
      DC: Urban Land Institute, 1985), 6.

The primary and secondary trade areas can be further expanded or curtailed according to how well the regional center's tenants work together for the benefit of the center as a whole. The Appraisal Institute's Dictionary of Real Estate Appraisal, Third Edition, 1993 defines the types of businesses that make up a regional center as follows:

      Generative Business: A retail enterprise that exerts strong drawing power on shoppers in a given location. Anchor department stores, prestigious specialty stores, and supermarkets are generative businesses.

      Shared Business: A retail enterprise that, together with other complementary retail establishments, exerts a cumulative attraction upon shoppers in a given area. While the attraction of a shared business is not as strong as that of a generative business, the gravitational pull of a combination of retail operations is sufficient to draw customers to the area.

      Suscipient Business: A retail enterprise that depends on an external source to draw shoppers to the area where it is located, e.g., a newspaper stand near a major transportation facility.

In relation to Valley View Mall, JC Penney, Sears, Dillard's and Foley's are the generative establishments that attract the majority of the potential customers and also do the greatest amount of advertising. The shared retail establishments include specialty tenants in the categories of ladies and men's apparel, shoes, jewelry, electronics, and books/gifts/stationery. Although these tenants may sell similar products, they offer comparative shopping, thus supporting each other.

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Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 47


The suscipient establishments do not advertise and generally offer convenience goods or services such as fast-food restaurants and personal services.

Valley View Mall utilizes the three types of businesses effectively. The anchors are all national or regional tenants with strong drawing power. None of the anchors have a discount theme. The shared, or supportive establishments provide for comparative shopping, while offering an adequate amount of uniqueness. The center has an ample amount of personal service and food establishment tenants. It offers a tenant mix that significantly expands its trade area. These factors help to exert an influence well beyond the typical radii for a regional shopping center.

DEFINITION OF TRADE AREA

Valley View Mall requires a customized look at the primary and secondary trade areas. It appeals to a type of consumer seeking a unique mix of merchandise products. This transcends the local area to include a large portion of sales from most of Dallas County. However, due to competing regional malls in the area, the primary and secondary trade areas are tightened. As a superregional retail center located along LBJ Freeway and Preston Road, the subject property's primary trade area is a 5-mile radius and its secondary, or total trade area includes all areas between a 5- and 10-mile radius of the subject site. Market penetration into the above mentioned secondary trade area is possible due to easy highway access, limited geographic boundaries, and the subject being the market-dominant superregional retail center in the surrounding area.

The primary factors in formulating a retail trade area analysis are supply and demand. The specific factors that compose a supply and demand analysis for Valley View Mall include demographic, income and retail sales trends, and a review of comparable existing and proposed retail centers. Data has been researched from information provided by the various retail studies and several issues of Sales and Marketing Management's Survey of Buying Power, as well as income and demographic surveys provided by National Decision Systems (NDS), Regional Financial Associates (RFA), and Claritas Data Services (CDS). The complete NDS survey appears in the Addenda, as well as selected data from the other two sources. The demand side of the equation will be analyzed first.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 48


RETAIL DEMAND

Retail demand is measured in terms of sales potential, which is a function of population, income, and retail sales trends. Put together, it is an amalgam of the interplay of the international and national economy with the buying patterns of consumers in the metro region and the specific trade area. Consumer spending patterns correlate with demand for goods or services. That demand is affected by their perception (real or subjective) of their current and future needs and financial condition. Real disposable income in the United States has declined in the last several years, influenced, among other reasons, by an imbalance of trade with the world, a disappearance of many high paying managerial jobs, and little time for shopping for non-necessities because of the pressures on the household to work to keep up. Consumer debt from mortgages and credit card balances has soared and eroded the desire and confidence to spend on such items as new fashion-oriented clothing at upscale boutiques. Many consumers now are less likely to shop by "style" and more by "price", and have no desire to buy frills. All of these trends impact consumer confidence and their motivation to shop. With both inflation and unemployment rates quite low, it is clear that this sluggishness is not only a result of a structurally weak national economy, but also a perception of a future decline in the fortunes of the household. In summary, there is weak consumer demand today for all items but necessities in the United States.

NATIONAL AND REGIONAL SALES TRENDS

Retail sales trends mirror the erratic but generally forward momentum of the US economy. Uncertainty over jobs and economic growth has kept consumers skittish in their spending patterns. At a national level, demand (as shown by the retail sales for the past month of May) has continued to decrease from the high gains posted during the early part of 1997. Through the first five months of 1997, May recorded the lowest increase at 1.7%, January recorded the highest increase at 5.8%, and the mean increase was 3.84%. The Goldman, Sachs same-store sales index, which compares stores open at least a year, rose 1.7% in May 1997 compared with a 4.6% rise a year ago. The graph below summarizes the same-store index.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 49


                  Goldman, Sachs Same-Store Retail Sales Index

                        [GRAPHIC OMITTED]


Department stores generally posted mixed growth figures. Sears, Roebuck & Company reported a decrease of 1.2% in May 1997 and an overall increase of 4.2%. The May Department Stores Company reported a 4.0% gain in same-store sales and a 9.7% overall gain and the JC Penney Company reported a 1.7% increase in same-store sales and a 3.1% increase overall. Dayton Hudson posted a 4.3% increase in same-store sales and a 9.8% overall increase and Federated Department Stores, Inc. reported a 2.5% gain in same-store sales and a 3.2% overall increase.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 50

                          RETAIL SALES CHART: MAY 1997

====================================================================================================================================
                                 Total Sales Latest Month                            Total Sales Year-To-Date
                             ---------------------------------  Comparable Stores   --------------------------   Comparable Stores
                                             % Change From        % Change From                 % Change From      % Change From
                              (million)      Year Earlier         Year Earlier      (million)    Year Earlier       Year Earlier
====================================================================================================================================
DISCOUNTERS
------------------------------------------------------------------------------------------------------------------------------------
Wal-Mart                       $8,633.0          9.2%                 3.6%          $34,700.0       11.8%               5.9%
------------------------------------------------------------------------------------------------------------------------------------
K-mart                         $2,422.0          2.8%                 2.8%           $9,483.0        4.8%               4.9%
------------------------------------------------------------------------------------------------------------------------------------
Dayton Hudson                  $1,891.0          9.8%                 4.3%           $7,627.0        9.1%               3.2%
------------------------------------------------------------------------------------------------------------------------------------
TJX                             $551.0           9.0%                 8.0%           $2,155.0        6.0%               N/A
------------------------------------------------------------------------------------------------------------------------------------
DEPARTMENT STORES
------------------------------------------------------------------------------------------------------------------------------------
Sears                          $2,140.0          4.2%                 -1.2%          $8,688.8        6.7%               2.1%
------------------------------------------------------------------------------------------------------------------------------------
Federated                      $1,147.4          3.2%                 2.5%           $4,556.5        3.3%               2.6%
------------------------------------------------------------------------------------------------------------------------------------
JC Penney                      $1,034.0          3.1%                 1.7%           $4,374.0        4.2%               2.8%
------------------------------------------------------------------------------------------------------------------------------------
May                             $900.9           9.7%                 4.0%           $3,490.0        8.2%               2.4%
------------------------------------------------------------------------------------------------------------------------------------
Dillard's                       $464.3           4.0%                 1.0%           $1,979.6        4.0%               0.0%
------------------------------------------------------------------------------------------------------------------------------------
Saks                            $168.7           14.9%                5.0%            $689.1        12.7%               3.1%
------------------------------------------------------------------------------------------------------------------------------------
Neiman Marcus                   $162.4           0.7%                 -0.9%          $1,876.3        7.1%               4.0%
------------------------------------------------------------------------------------------------------------------------------------
Carson                          $76.8            8.8%                 4.6%            $335.0         9.0%               4.1%
------------------------------------------------------------------------------------------------------------------------------------
APPAREL
------------------------------------------------------------------------------------------------------------------------------------
Limited                         $630.5           0.0%                 -7.0%          $2,460.0        2.0%              -5.0%
------------------------------------------------------------------------------------------------------------------------------------
Gap                             $413.0           15.0%                0.0%           $1,644.0       12.0%              -3.0%
------------------------------------------------------------------------------------------------------------------------------------
Kohl's                          $192.8           27.2%                5.0%            $793.3        27.9%               8.4%
------------------------------------------------------------------------------------------------------------------------------------
Ross Stores                     $160.0           24.0%                15.0%           $602.0        20.0%              12.0%
------------------------------------------------------------------------------------------------------------------------------------
Charming Shoppes                $81.8            -8.0%                -4.0%           $317.5        -3.0%               3.0%
------------------------------------------------------------------------------------------------------------------------------------
Ann Taylor                      $68.2            5.3%                 3.2%            $265.2         6.4%               4.1%
------------------------------------------------------------------------------------------------------------------------------------
Talbots                         $64.6            3.0%                 -1.7%           $305.3         2.0%              -4.7%
------------------------------------------------------------------------------------------------------------------------------------
MISCELLANEOUS
------------------------------------------------------------------------------------------------------------------------------------
Costco                         $1,670.0          13.0%                10.0%          $1,593.0       12.0%               9.0%
------------------------------------------------------------------------------------------------------------------------------------
Lowe's                          $903.6           15.0%                1.0%             N/A           N/A                N/A
------------------------------------------------------------------------------------------------------------------------------------
Woolworth                       $523.0           -3.1%                -3.6%          $2,291.0       -2.0%              -2.6%
------------------------------------------------------------------------------------------------------------------------------------
Waban                           $379.0           4.2%                 -0.2%          $1,436.8        5.4%               0.4%
------------------------------------------------------------------------------------------------------------------------------------
Bed, Bath & Beyond              $213.7           33.8%                6.8%             N/A           N/A                N/A
------------------------------------------------------------------------------------------------------------------------------------
Hechinger                       $208.1           -8.8%                -8.4%           $716.1        -9.3%              -9.1%
------------------------------------------------------------------------------------------------------------------------------------
Spiegel                         $205.5           1.0%                 7.0%            $957.5        -2.0%               3.0%
------------------------------------------------------------------------------------------------------------------------------------
Pier 1                          $73.9            10.9%                15.3%           $229.2        11.7%              15.2%
====================================================================================================================================

Although competition continues to tighten, off-price merchants continue to post increases. Stores that did particularly well include TJX, which includes Marshalls and reported an impressive 8.0% same-store sales increase and up 9.0% overall. Wal-Mart and K-mart reported same-store sales increase of 3.6% and 2.7%, respectively in May 1997. Other off-price merchants reporting same-store gains include Ross Stores and Target. Discount retailers that have suffered include Hills and Venture.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 51


Specialty apparel shops also generally reported mixed results. The Gap reported flat sales. Ann Taylor reported a same-store increase of 3.2%, while Talbots and The Limited reported same-store decreases of 1.7% and 7.0%, respectively.

On a macro basis, current consumer spending patterns do not suggest that the retail sector is poised for a major immediate change in increased consumer spending. However, some analysts do point out that the relatively stable policy of the Federal Reserve regarding the interest rates, together with an improvement of the national economy as it continues to recover from the recession of the early 1990s, will result in improved retail activity in the future, as supported by the increases in retail sales in the first half of 1997 over the last six months of 1996.

POPULATION

According to Regional Financial Associates (RFA), the population within the subject's primary trade area of a 5-mile radius is projected to grow 2.8%, from 309,126 persons in 1995 to 317,844 persons in 2000. A relatively high population density characterizes the primary trade area with a median age (34.9) slightly above the national average (34.0). The population of the total trade area of a 10-mile radius is projected to increase 5.6%, from 1,023,943 persons in 1995 to 1,080,958 persons in 2000. Claritas Data Services (CDS) reported a total population of 313,976 persons within the subject's primary trade area as of January 1997 and National Decision Systems (NDS) estimates a 1997 population for the primary trade area of 315,409 persons. The data suggests that, although very few vacant parcels of land are left in the subject's primary trade area, population growth is still occurring.

According to the NDS study, the primary trade area consists of 139,176 households with a total population of 315,409 inhabitants. RFA estimates the number of 1995 households at 139,944, increasing 2.6% to 143,563 by Year 2000. The average size of those households (2.21 in 1995) is projected to remain the same, reflecting national trends towards a stabilized or decreasing household size. This trend is anticipated to continue in the future because of the following trends: children grow and establish their own (smaller) households, decreasing the size of the original household; couples postpone having children and are having smaller families; and the population of single and divorced people increases. The total trade area consisted of 432,764 households according to the RFA 1995 study and increased 2.57% annually according to the NDS 1997 estimate of 455,293 households. It was projected by RFA to increase to 455,589

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 52


households by Year 2000 for the total trade area of a 10-mile radius. However, it appears to have already achieved this level according to the NDS study. We conclude that while population and household growth is only modest, it is generally favorable, and has outpaced most projections for the future.

RETAIL SALES

According to the Sales & Marketing Management 1996 Survey of Buying Power, total retail sales in the Dallas MSA are estimated to increase 25.4% from 1995, to $37.5 billion in 2000, which is a 5.08% straight-line annual increase. According to National Decision Systems (NDS), retail sales in the subject's primary trade area are estimated at $1.85 billion in 1997. Within the total trade area, retail sales are estimated at $6.01 billion in 1997. It is reasonable to assume that the subject's primary and total trade areas will benefit from the increase estimated for the Dallas MSA, since the subject's trade area is significantly more affluent than any other area in the region, as will be further identified in the following section.

MEDIAN HOUSEHOLD INCOME

According to Regional Financial Associates (RFA), the 1995 average and median household income within the primary trade area was $71,737 and $44,127, respectively, and within the total trade area, it was $62,018 and $42,427, respectively. Average household income is projected to increase 3.22% and 3.25% annually within the primary and total trade areas, respectively through Year-end 2000. Median household income is projected to increase 3.02% and 3.19% annually within the primary and total trade areas, respectively through Year-end 2000. According to Sales & Marketing's 1996 Survey of Buying Power, the Dallas MSA ranked 11th in total disposable income and 11th in total retail sales out of 320 MSAs nationally. Additionally, Dallas ranked 3rd in the nation in retail sales per household in 1995.

COMPETITION

A survey of enclosed malls in the Dallas Metropolitan area was conducted in order to define the competitive market of the subject property, sales positioning within the market, potential new supply of space, general occupancy, mall shop retail sales per square foot, and market rental rates for the area. Seven enclosed malls were visited by the staff of KTR and, whenever possible, an interview was conducted with management. We are aware that the subject competes to a certain degree with smaller shopping centers including neighborhood, community, "big box" retail

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 53


stores, and strip shopping centers within its primary market area. However, the significant competition emanates from three retail destination-type enclosed regional malls located within the primary trade area with similar anchors and amenities.

These three most competitive enclosed malls are presented on the following pages and are a significant portion of the competition to Valley View Mall. This survey inventories mall space and attempts to qualify mall manager's strategies and outlooks.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

                              COMPETITIVE CENTERS

                               [GRAPHIC OMITTED]

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 55


The chart that follows illustrates the competition to Valley View Mall. These centers reflect direct and indirect competition due to the centers' characteristics. The properties in the chart are all located in the primary trade area and as shown, the subject is clearly the dominant center in the total trade area.

Conclusion

The subject property is located within Dallas County, Texas with an excellent location along IH-635 (LBJ Freeway), at Preston Road in the City of Dallas. Located in the primary trade area of Valley View Mall are the Galleria Mall, Prestonwood Mall and numerous big box retailers and strip centers which help to stabilize the location as a destination retail area.

There is a very limited supply of vacant land available for retail development in the subject's trade area, and there are no large-scale retail development projects currently underway in the influencing area. This is primarily due to the mature and developed nature of the surrounding area and the modest population and household growth projections for the trade area. There are several mall projects in the planning or development stage in the Dallas metropolitan area. These include Grapevine Mills which is currently under construction and two planned malls. Grapevine Mills is located at SH-121 and FM 2499 in northeast Grapevine (situated just north of D/FW International Airport, approximately 25 miles west of the subject) and is planned to open in November of 1997. Grapevine Mills will be a 1.8 million square foot mall with an entertainment center. The two malls in the planning stage are along LBJ Freeway at MacArthur (situated in Irving, Texas just east of D/FW Airport, approximately 20 miles west of the subject) and in Frisco, Texas, along Preston Road and SH-121 (approximately 20 miles north of the subject property). Valley View Mall is positioned to continue to dominate the primary and secondary trade areas due to its established status. The previously identified projects are not anticipated to compete directly with Valley View Mall due to the distance between the properties.

Retail sales are projected to grow 5.08 percent annually within the Dallas area through the year 2000. Valley View should be positioned to capture it's fair share of this increase in sales. With no new construction of large-scale retail space currently underway in the primary or secondary trade area, and none proposed, Valley View Mall will benefit significantly as it continues to

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 56


capture a major portion of existing and increased retail sales. Therefore, the long-term prospects for the subject property are generally considered to be positive.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

                                VALLEY VIEW MALL
                           COMPETITIVE RETAIL CENTERS

====================================================================================================================================
                         Date Opened/                                                   Net Rental               Anchors /
Center/Location           Renovated     Size(SF)      Sales/SF   # of Stores   Occup.    Rate/SF/               Other Info.
                                                                                         Expenses
====================================================================================================================================
Prestonwood                1979/90    1.1 million   estimated at                                    Dillard's, JC Penney, Lord &
Belt Line Road                                       $400 after                                     Taylor, Neiman Marcus
Dallas, Texas                                         redevelop      N/A        N/A         N/A
                                                                                                    redevelopment underway
------------------------------------------------------------------------------------------------------------------------------------
Northpark                  1965/84    1.4 million        N/A         N/A        98%      $35 min.   Dillard's, Lord & Taylor, Neiman
Central Expressway                                                                        to $200   Marcus, JC Penney
                                                                                        for kiosk/  $20/SF CAM charge
                                                                                          jewelry
Dallas, Texas

------------------------------------------------------------------------------------------------------------------------------------
Galleria                   1982/95    1.1 million        N/A         N/A        88%     $30-35 avg  Macy's, Saks Fifth Avenue,
North Dallas Tollway                     retail                                         up to $125  Nordstroms, Marshall Field's
Dallas, Texas                                                                          on high end
                                                                                                    Finish out for 2,000 SF space
                                                                                                    estimated at $38/SF

------------------------------------------------------------------------------------------------------------------------------------
Collin Creek                 1982     1.1 million        N/A         140     high 90's   $20 - $50  Dillard's, Foley's, JC Penney,
Central Expressway                                                                       depending  Sears, Mervyn's
Plano, Texas                                                                             on tenant/
                                                                                         location
------------------------------------------------------------------------------------------------------------------------------------
Vista Ridge                 1990s      1.1 million      $350+        N/A        88%       $25-$50   Foley's, JC Penney, Sears
Stemmons Freeway (IH-35)
Lewisville, Texas

------------------------------------------------------------------------------------------------------------------------------------
Richardson Square           1970s      1 million         N/A         N/A        N/A         N/A     Lerner's, Dillard's, Sears,
Belt Line Road                                                                                      Montgomery Wards
Richardson, Texas

------------------------------------------------------------------------------------------------------------------------------------
Irving Mall                 1980s     1.1 million       $300+        150        100%      $18-$35   Dillard's, Sears, JC Penney
Airport Freeway                                                                                     Foley's, Mervyn's
Irving, Texas

====================================================================================================================================

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                               August 15, 1997
Dallas, Texas                                                          Page 58


RENTAL COMPARABLES

Due to the highly proprietary nature of the regional mall industry, most of the comparable properties would not reveal information concerning rental rates, expenses, retail sales, and other economic data. Management of the competing properties stated that they would only reveal this type of information to prospective tenants. However, we contacted all malls within the subject's primary and total trade area and attempted to collect as much economic data as possible.

The rental comparables are all located within the subject's total trade area. The primary competition is considered to come from the first three comparables (Prestonwood, Galleria and Northpark). However, discussions with the subject's manager and competing malls revealed that the Galleria caters to a different customer with mostly high end retailers and in fact, actually compliments Valley View rather than directly competing with it. This is due to the fact that retailers such as Macy's at the Galleria do not compete directly with retailers such as Sears and JC Penney. However, the Galleria and Valley View Malls are located within several blocks of each other and there is some overlap of customers between these retailers that serve to compliment each other.

Prestonwood Mall has been the primary competitor with Valley View Mall in the past. However, Prestonwood is currently undergoing a redevelopment that will include hotel, office, multifamily and entertainment uses. They will also concentrate marketing efforts towards a home furnishings emphasis in retenanting the center. In addition, JC Penney and Dillard's are expected to close their stores at Prestonwood when their operating covenants expire in August of 1999. Due to the status of its anchor base, and plans for redevelopment, Prestonwood should cease to be a major competitor in the future. This should enhance Valley View's market share as the recognized general retail mall in the primary trade area. Representatives of Prestonwood also stated that Mervyn's would be leaving at the end of their lease term.

Northpark Mall is the third regional mall located within the subject's primary trade area. However, Northpark is located far enough south of the subject that it actually draws more from the neighborhoods south of LBJ Freeway as compared to the subject which draws more from the areas surrounding LBJ and north of LBJ. Northpark serves the affluent park cities area and the neighborhoods along the Central Expressway corridor. Although the subject may draw some customers from this area, it is not considered the subject's primary trade area. Furthermore,

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 59


Northpark is somewhat varied in its tenant mix, a factor which lessens its comparability to Valley View.

The other comparables are located within the secondary, or total trade area and do not compete directly with the subject property but are considered secondary competition.

Based on the above analysis of the competition for the subject property, Valley View is the dominant middle-market mall in its primary trade area.

MARKET PENETRATION

Our overview of the supply and demand factors influencing the economic position of Valley View Mall have produced the following major conclusions:

1. The total trade area contains over 455,293 households that can be typified as stable, mature, and growing modestly through the remainder of the decade.

2. The supply of competitive retail properties is relatively stable, with no large retail shopping centers currently proposed in the primary trade area.

3. Due to its location at a primary retail hub of the trade area, and diminishing level of competition exerted by Prestonwood, Valley View Mall will continue to be the dominant middle market mall in the trade area into the foreseeable future. It is also likely that shoppers from the secondary trade area will travel to the center for shopping due to the lack of direct competition and the driving time required to shop at similar or better centers. Mall traffic is also likely from shoppers residing beyond the secondary trade area due to Valley View's excellent location along LBJ Freeway, the primary artery providing access throughout the City of Dallas.

RETAIL SALES POTENTIAL

Historical retail sales levels between 1995 and 1996 were provided and analyzed. To forecast retail sales at Valley View Mall, we have analyzed the capture ratio of retail sales at the subject compared to retail sales within the primary and total trade areas. Below is a summary of the historical retail sales at the subject.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 60


                           VALLEY VIEW MALL: 1995-1996
                     HISTORICAL RETAIL SALES PER SQUARE FOOT
      ============================================================
           Category        1995       1996       Annual Growth
      ============================================================
          Mall Shops       $209       $230          +10.05%
      ============================================================
                                Weighted Average

It is important to note that the subject has been in a state of retenanting over the past six years with the change in one of the anchor tenants. Bloomingdale's vacated their anchor space at Valley View approximately six years ago and this adversely affected retail sales in the mall. However, JC Penney recently opened their "flagship" store in the former Bloomingdale's space and this should reverse the adverse trend in retail sales which began when Bloomingdale's vacated. The retails sales increase from 1995 to 1996 does not reflect the new anchor tenant, since JC Penney opened in November of 1996.

Typically, 70 percent of a regional shopping center's retail sales originate from the primary trade area and 30 percent originate from outside of it. Variations in this ratio occur due to population and household density and the amount, density, and location of competition. Valley View Mall's total trade area of a 10 mile radius includes direct competition from three regional malls and secondary competition from community and power centers. However, the subject enjoys a dominant position among the competing malls. Due to these offsetting factors, we estimate that the industry standard of 70 percent of Valley View Mall's retail sales will originate from the primary trade area and 30 percent will originate outside the primary trade area.

A growth rate between 3 percent and 4 percent annually is estimated on the analysis detailed above. This range of growth rates is conservative and consistent with the historical inflation average over the past five years. This range is an average as JC Penney's new store should draw more traffic to the mall and initially produce higher growth in retail sales, levelling off in later years.

Considering the subject's recent retail sales growth rate and the projected growth within the market, we estimate retail sales will increase 3.5 percent annually.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 61


IMPLICATIONS FOR MARKET RENT

We have presented an analysis of the subject's primary and total trade areas that discussed the population, households, retail sales levels, and household retail sales levels. The analysis indicates that the trade areas are relatively stable with retail sales (both total and households) increasing at a slightly higher rate. Our discussion of existing and proposed competition to Valley View Mall indicates that the subject is stable and mature and will continue to be the dominant middle market retail mall in the trade areas for the foreseeable future.

CONCLUSION

Considerate of recently signed leasing activity, we have performed several tests for our projected sales levels and market rents. Standard sources in the shopping center industry support the relationship of sales and rent levels at the subject. The subject property is well located within the market and is the dominant regional retail center in the trade area. Overall, the subject property should successfully continue to capture, and possibly increase (due to the anticipation of Prestonwood loses Dillard's and JC Penney in 1999), its market share from the overall trade area that supports Dallas area, due to a lack of competition, the large size of the trade area, and its established presence in the market.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 62


                              MARKET RENT ANALYSIS

The subject property is the dominant middle market retail shopping center within the relevant trade area. The subject has been operating since its construction started in 1973. However, it has been in the process of leaseup since changes in the anchor tenants took place in 1990. In the fall of 1996 JC Penney department store replaced the former Bloomingdale's anchor location when they vacated in 1990. JC Penney is a fashion oriented department store which enhances the anchor mix of the center. This JC Penney store is considered a "Flagship" store and is one of the newest stores in the JC Penney chain. This new anchor has resulted in the retenanting of the center which has included a significant number of new and renewal leases since JC Penney announced that they would open a store in Valley View. These recent leases and an analysis of the overall property performance are considered to provide the most valuable insight into the appropriate market rent estimate for the subject property. As noted, there are competing malls in the trade area, however, they are not considered truly comparable. Furthermore, due to the highly proprietary nature of the regional mall business, comparable data could not be confirmed as the management of competing properties would not reveal specific rental data. All leases are stated in net lease terms.

The subject property is comprised of essentially eight tenant types; kiosk, food court, jewelry, shop space less than 1,000 square feet, shop space between 1,000 and 2,499 square feet, shop space between 2,500 and 4,999 square feet, shop space between 5,000 and 9,999 square feet, and spaces over 10,000 square feet. Each component will be addressed separately. This analysis focuses on the permanent tenants, with temporary tenants taken into secondary consideration.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 63


KIOSKS

The existing kiosk tenants within Valley View are paying between $35.00 and $78.00 per square foot, with most tenants in the $68.00 to $78.00 per square foot range. There were four kiosk leases signed at the subject in 1996. These leases range from $43.00 to $77.50 per square foot, with three being in the $70.00 to $77.50 per square foot range. The lease terms are between 3 and 5 years in duration and some include steps in the base rent. They also require percentage rent of payments of 6 to 10 percent of gross sales over a natural break point. Therefore, we estimate a kiosk rental rate of $75 per square foot that remains flat over the assumed three-year term and includes a percentage rent clause of 6 percent over a natural breakpoint.

FOOD COURT

The existing food court tenants at Valley View are paying between $45.00 and $100.00 per square foot, and average $63.72 per square foot. There was one food court lease signed at the subject in 1996, at $50.00 per square foot and 10% percentage rent over a natural breakpoint. The lease terms are generally between 5 and 10 years in duration and generally include steps in the base rent at mid-term. They also require percentage rent payments of 6 to 10 percent of gross sales over a natural break point. Therefore, we estimate a food court rental rate of $65.00 per square foot that steps 10 percent at mid-term and includes a percentage rent clause of 8 percent over a natural breakpoint. Terms are generally ten years.

JEWELRY

The existing jewelry tenants are paying between $47.00 and $57.00 per square foot, and averaging $53.50 per square foot. No recent jewelry space leases have been signed. The lease terms are for between 3 and 8 years and generally include mid-term steps in the base rent. They also require percentage rent payments of 4 to 7 percent of gross sales over a natural break point. Therefore, we estimate a jewelry rental rate of $55.00 per square foot that includes a 10 percent mid-term increase over the assumed 5-year term and includes a percentage rent clause of 6 percent over a natural breakpoint

TENANTS LESS THAN 1,000 SQUARE FEET

The existing shop spaces less than 1,000 square feet are paying between $30.00 and $57.00 per square foot, and averaging $38.77 per square foot. No recent leases in this category have been executed. The lease terms are generally for 5 to 6 years and include mid-term steps in the base

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 64


rent. They also require percentage rent payments of approximately 6 to 8 percent of gross sales over a natural break point. Based upon the existing contracts in place at Valley View, we estimate a market rental rate of $40.00 per square foot that includes a 10 percent mid-term increase over the assumed 5-year term and includes a percentage rent clause of 7 percent over a natural breakpoint

SHOP TENANTS BETWEEN 1,000 AND 2,499 SQUARE FEET

The existing tenants in this category are paying between $19.00 and $48.00 per square foot, and averaging $30.52 per square foot. The 2 leases signed in 1996/1997 in this category range from $30.00 to $36.09 per square foot. The lease terms are generally for 3 to 7 years and typically include one or two steps in the base rent. They also require percentage rent payments of 3 to 8 percent of gross sales over a natural break point. Based upon recently executed leases, we estimate a market rental rate of $30.00 per square foot that steps 10 percent at mid-term and includes a percentage rent clause of 6 percent over a natural breakpoint

SHOP TENANTS BETWEEN 2,500 AND 4,999 SQUARE FEET

The existing tenants in this category are paying between $9.00 and $32.00 per square foot, and averaging $21.85 per square foot. The two recent leases signed in this category were at a rate of $22.00 and $23.00 per square foot, respectively, with some steps over the 10-year term. They also require percentage rent of payments of 4 to 6 percent of gross sales over a natural break point. Most of these leases are for terms between 7 and 10 years. In consideration of the preceeding, we estimate a market rental rate of $23.00 per square foot that steps 10 percent at mid-term and includes a percentage rent clause of 5 percent over a natural breakpoint. Typical lease terms are 7 to 8 years.

SHOP TENANTS BETWEEN 5,000 AND 9,999 SQUARE FEET

The existing tenants in this category at Valley View are paying between $6.50 and $37.52 per square foot, and averaging $20.23 per square foot. The most recent leases signed in this category are in the high teens to mid $20.00's per square foot with percentage rent clauses ranging from 2.5% to 7% over a natural breakpoint, with 5% to 6% being most common. These leases tend to be longer term in nature, usually 10 to 15 years. Based upon recent leasing activity, we estimate a market rental rate of $20.00 per square foot that steps 10 percent at mid-term and includes a percentage rent clause of 5 percent over a natural breakpoint, with a ten year term.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 65


SHOP TENANTS OVER 10,000 SQUARE FEET

The existing tenants in this category are paying between $17.00 and $20.00 per square foot, and averaging $19.00 per square foot. No recent leases in this category have been executed. The lease terms are generally for 6 to 12 years and include mid-term steps in the base rent. They also require percentage rent payments of approximately 5 percent of gross sales over a natural break point. Based upon existing contracts in place at Valley View, we estimate a market rental rate of $19.00 per square foot that includes a 10 percent mid-term increase over the assumed 10-year term and includes a percentage rent clause of 5 percent over a natural breakpoint.

CONCLUSIONS

The leases generally take into account as additional rent a percentage rent clause over a natural breakpoint and the recovery of the tenant's pro-rata share of real estate taxes, CAM charges, and other expenses. Leases typically range between five and ten years with various rental rate increases. Valley View Mall has an efficient layout and we find no major rent differential based on location, nor is there a locational pattern to the vacant space, with the exception of three large spaces near the entrance to Dillard's. One of these spaces is 13,204 square feet and was originally configured for a theater. However, the layout of this space is not very functional for most uses, including a modern theater. It also does not have direct access or visibility from the main common area of the mall. However, it is a ground floor space with potential future access and visibility from the mall parking lot. The other two spaces are 5,508 and 2,003 square feet and open into the mall`s main common area. However, the larger space has the better visibility of the two spaces.

Leases are net to the landlord with tenants responsible for their pro-rata share of CAM and real estate taxes.

It is common in the market for tenants to receive a tenant improvement allowance as opposed to free rent. Therefore, we have provided an allowance; but have not provided any free rent. The subject's property manager has stated that they are attempting to lease their space "as-is" with little or no finish allowance. However, we believe that to achieve our estimated rent levels, a market average tenant allowance of $10.00 per square foot will be required for all new tenants. For renewal tenants we have estimated an allowance of $4.00 per square foot.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 66


                    SUMMARY OF MARKET RETAIL RENT ASSUMPTIONS

      Initial Market Rent:
            Kiosk:               $75.00 per square foot
            Food Court:          $65.00 per square foot
            Jewelry:             $55.00 per square foot
            Shop < 1,000:        $40.00 per square foot
            Shop 1,000-2,499:    $30.00 per square foot
            Shop 2,500-4,999:    $23.00 per square foot
            Shop 5,000-9,999:    $20.00 per square foot
            Shop > 10,000:       $19.00 per square foot

      Term:                   3 years for Kiosk tenants.
                              5 to 10 years for all other mall space tenants.

      Lease Type:             Net to landlord with tenants responsible for their
                              pro-rata share of real estate taxes and CAM charges.

      Step-ups:               10 percent mid-term increase

      Percentage Rates:
            Kiosk:            6 percent over a natural break point
            Food Court:       8 percent over a natural break point
            Jewelry:          6 percent over a natural break point
            Shops:            5 to 7 percent over a natural break point

      Rent Concessions:       None

      Tenant Installation:    $10.00 per square foot for new tenants
                              $4.00 per square foot for renewal tenants
                              $0.00 per square foot for kiosk

      Renewal Probability:    65 percent

      Vacancy Between
      Leases: Six months interim vacancy, subject to the renewal probability.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 67


                          INVESTMENT ANALYSIS CRITERIA

ABSORPTION OF VACANT SPACE: According to the rent roll provided, there are thirty vacant shop suites. The owner is currently negotiating with twelve prospective tenants. These potential tenants could occupy approximately 25,000 to 30,000 square feet. Several of these leases will likely be executed before the Christmas season, when retailers make most of their income.

The non-anchor space has historically been 100 percent occupied, with the exception of the last 6 years. The addition of JC Penney has resulted in some tenant roll-over as the property has now been able to attract additional national and fashion retailers. As the retenanting continues, the subject should be able to reabsorb the vacant space and stabilize at levels similar to historical occupancy (prior to the Bloomingdale's space being vacated). Based on recent leasing activity and the negotiations currently taking place, we have projected the vacant 89,462 square feet can be leased in 36 months, or approximately 30,000 per year. The absorption of vacant space should continue to be active over the next 18 months and then trail off as the more premium suites are absorbed.

MARKET RENT GROWTH RATES: The rents estimated in the market rent analysis section of this report are expressed in present value dollars. Based upon current market conditions illustrated in the Trade Area Analysis, rent is anticipated to grow modestly, barring any over development that might affect the equilibrium between supply and demand, an event which is anticipated due to the developed and mature nature of the surrounding area. The Peter F. Korpacz Real Estate Investor Survey: First Quarter 1997 details rent growth rates of 0.0 percent to 4.0 percent centering just above 2.6 percent. We project that market rents will increase 2.5 percent per year beginning in year two.

RENT CONCESSIONS: Free rent periods are not typical in the market, and as such, should not be provided for future tenants.

RENEWAL PROBABILITY: The subject property is leased by either nationally or regionally known retailers. The anchor and in-line tenants are considered credit rated tenants. The Peter F. Korpacz Real Estate Investor Survey: First Quarter 1997 indicates a renewal probability range of between 50 percent and 75 percent and averaging 64.39 percent. The owner of the subject is an

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 68


experienced mall owner and manager. The subject property is the dominant middle market mall in the influencing area and offers a strong anchor mix. As such, a buyer would likely assume a renewal probability greater than 50 percent given the tenant make-up, location, and condition of the facility. As the lease terms expire it is assumed that there is a 65 percent probability that the tenants will re-lease and a 35 percent probability that they will vacate.

COMMON AREA MAINTENANCE (CAM) RECOVERIES: Most of the existing and all future non-anchor tenants pay their pro-rata share of CAM with occupied mall area utilized as the denominator. Major tenants CAM reimbursements are deducted prior to allocation to the shop spaces. The anchor stores pay various CAM charges as stipulated by lease terms. In addition, food court tenants pay their pro rata share of the food court CAM expenses.

REAL ESTATE TAX RECOVERIES: Generally, all of the existing and future tenants pay as additional rent their pro-rata share of real estate taxes, with the mall occupied area utilized as the denominator. All new leases are assumed to contain a tax recovery clause with occupied area as the denominator.

PERCENTAGE RENT INCOME: As explained in the market rent analysis section of this report, most tenants are obligated to pay a percentage rent above a natural breakpoint in sales. However, many of the tenants have not reached their natural breakpoint. Therefore, this income will increase as the retail sales in the mall increase. This creates additional income for the subject property in the future. These percentage rates are estimated in the market rent analysis section of this report.

MISCELLANEOUS INCOME: Miscellaneous income relates to income from tenants for specific services provided such as waste removal and other tenant services as well as pay phone income. This income is projected to increase at the general inflation rate over the holding period.

TEMPORARY TENANT INCOME: Temporary tenant income is a result of seasonal and promotional leasing for short terms. The owner plans to rearrange the temporary tenant spaces in 1997 and 1998 which should result in more space available and more income potential from promotional events.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 69


VACANCY/CREDIT LOSS: The subject property is tenanted by national anchors and national or regional in-line retail tenants that are considered credit worthy. The Peter F. Korpacz Real Estate Investor Survey: First Quarter 1997 indicates an underlying vacancy and credit loss between 1.0 percent and 10.0 percent with an average of 4.83 percent. Shop space occupancy was 85% in 1995 and overall mall occupancy suffered from 1990 to late 1996 at which time JC Penney moved into their space. Currently there is 89,462 square feet of vacant shop space available. The current retenanting program has lowered the current occupancy to below a stabilized level. Once the releasing plan is completed, the average overall occupancy should be similar to historical levels before Bloomingdale's vacated its space.

Based on the quality of the subject and the existing vacancy, we have estimated an 7.0 percent vacancy/credit loss associated with the tenants, exclusive of anchors. Added to our assumed vacancy attributed to downtime of approximately
1.8 percent, a total vacancy/collection loss of 8.8 percent is reflected.

INTERIM VACANCY: The Peter F. Korpacz Real Estate Investor Survey: First Quarter 1997 indicates an interim vacancy rate of 2 to 12 months between leases and averaging 5.89 months. Our analysis assumes that all space averages six months vacancy upon lease expiration and non-renewal. This time frame reflects a reasonable period to market, lease and have the tenant build-out the vacant space.

GENERAL INFLATION RATE: The graph below illustrates the historical inflation rate for the past ten years. This graph illustrates that the ten year average was 3.7 percent. It is important to note that over the past five years the inflation rate has averaged 2.9 percent. Although during the late 1980s and early 1990s the inflation rate was higher, the recent trend is for a relatively low inflation rate. Therefore, we estimate an inflation rate of 3.5 percent annually as reasonable.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 70


   [THE FOLLOWING TABLE WAS DEPICTED AS A BAR GRAPH IN THE PRINTED MATERIAL]

                        Historical Inflation: 1987-1996

                                         Year

         1987  1988   1989   1990   1991   1992   1993   1994   1995   1996
         ----   ----   ----   ----   ----   ----   ----   ----   ----   ----
CPI:     3.65%  4.14%  4.82%  5.40%  4.21%  3.01%  2.99%  2.56%  2.50%  3.30%

OPERATING EXPENSES: Historical operating expenses between 1993 and 1995 as well as projected 1996 expenses and the 1997 budget were provided. Detailed breakout of expenses for 1993 through 1996 were not provided, therefore, they provided limited reliability and the 1997 budget was analyzed and compared to industry and market surveys. We have also analyzed typical operating expenses at similar super regional retail malls and have projected operating expenses based upon the Urban Land Institute's Dollars and Cents of Shopping Centers: 1996 "Operating Results for United States Regional Shopping Centers". These expenses are summarized in the second table that follows. All operating expenses are projected to increase at an average of 3.5 percent per year, with the exception of management fees which are estimated to be 2.0 percent of effective gross income. The noted growth rate reflects historical inflationary growth and is consistent with the various investor surveys. The following table details the operating expenses.

                                VALLEY VIEW MALL
                            OPERATING EXPENSE SUMMARY

==================================================================================================================
                                   1995                  1996                1997                KTR Estimate 1997
------------------------------------------------------------------------------------------------------------------
Expense Item                      Actuals     $/SF    Projected*   $/SF     Budget      $/SF     Gross       $/SF
==================================================================================================================
Recoverable Expenses
------------------------------------------------------------------------------------------------------------------
Property Taxes                  $1,825,611    $2.61  $1,846,163    $2.64  $1,980,000    $2.83  $2,003,880    $2.87
------------------------------------------------------------------------------------------------------------------
Insurance                               $0    $0.00          $0    $0.00     $80,000    $0.11     $80,000    $0.11
------------------------------------------------------------------------------------------------------------------
Utilities                       $1,657,725    $2.37  $1,557,146    $2.23  $1,858,500    $2.66  $1,858,500    $2.66
------------------------------------------------------------------------------------------------------------------
Repairs & Maintenance           $2,003,912    $2.87  $1,880,510    $2.69  $1,220,100    $1.75  $1,220,100    $1.75
------------------------------------------------------------------------------------------------------------------
Security                                $0    $0.00          $0    $0.00    $511,600    $0.73    $511,600    $0.73
------------------------------------------------------------------------------------------------------------------
Food Court CAM                    $186,355    $0.27    $201,506    $0.29          $0    $0.00          $0    $0.00
------------------------------------------------------------------------------------------------------------------
General Operating Expenses        $835,132    $1.19    $502,196    $0.72    $492,200    $0.70    $492,200    $0.70
------------------------------------------------------------------------------------------------------------------
Other Recoverable                       $0    $0.00          $0    $0.00          $0    $0.00          $0    $0.00
==================================================================================================================
Total Recoverable Expenses      $6,508,735    $9.31  $5,987,521    $8.56  $6,124,400    $8.76  $6,166,280    $8.82
==================================================================================================================
Non-recoverable Expenses
------------------------------------------------------------------------------------------------------------------
Property Management               $426,481    $0.61    $296,755    $0.42    $117,600    $0.17    $302,266    $0.43
------------------------------------------------------------------------------------------------------------------
Merchants Association                   $0     $0.0          $0     $0.0          $0    $0.00          $0    $0.00
Contribution
------------------------------------------------------------------------------------------------------------------
Miscellaneous Non Reimbursable          $0     $0.0          $0     $0.0          $0    $0.00          $0    $0.00
==================================================================================================================
Total Operating                   $426,481    $0.61    $296,755    $0.42    $117,600    $0.17    $302,266    $0.43
Non-recoverable Expenses
==================================================================================================================
Total Operating Expenses        $6,935,216    $9.92  $6,284,276    $8.99  $6,260,000    $8.95  $6,468,546    $9.25
==================================================================================================================

================================================================
            Dollars & Cents of Shopping Centers (1)
----------------------------------------------------------------
                                    Low       High         KTR
================================================================
Expense Items
----------------------------------------------------------------
Property Taxes & Assessments       $0.51      $3.57       $2.87
----------------------------------------------------------------
Insurance                          $0.09      $0.49       $0.11
----------------------------------------------------------------
Utilities                          $0.26      $2.10       $2.66
----------------------------------------------------------------
Repairs & Maintenance              $1.24      $3.55       $1.75
----------------------------------------------------------------
Security                           $0.29      $1.65       $0.73
----------------------------------------------------------------
Food Court                          N/A        N/A         N/A
----------------------------------------------------------------
Management                         $0.35      $1.32       $0.43
----------------------------------------------------------------
General & Administrative           $0.42      $2.23       $0.70
----------------------------------------------------------------
Advertising & Promotion            $0.16      $1.90        N/A
----------------------------------------------------------------
Misc. Non Reimbursable              N/A        N/A         N/A
================================================================
Total Expenses                     $3.66     $14.30       $9.25
================================================================
(1) Based on Dollars & Cents of Shopping Centers: 1996 - U.S. Super Regional Shopping CentersULI
================================================================

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 72


Notes to Operating Expense Summary: 1996 projected figures were used based on partial year figures since ownership and management changed in late 1996 and a full year of operating history was not provided. Advertising and promotion expenses were included in the general operating expenses in KTR's estimates. The estimated 1997 management fee was based on 2% of the budgeted income for 1997.

REAL ESTATE TAXES: Real estate taxes for the subject are calculated to be $2,003,880 in the (see Real Estate Assessments and Taxes section of this report) the first calendar year. Real estate taxes are grown in accordance with the analysis noted in the tax section of the report.

INSURANCE: Insurance expense is budgeted for $0.11 per square foot in the owner's 1997 forecast. It was included in general operating expenses in the statements prior to 1997. Dollars and Cents of Shopping Centers indicates insurance ranges from $0.09 to $0.49 per square foot. Our review of comparable regional malls indicated a range of $0.13 to $0.55 per square foot. We have estimated a market-oriented insurance expense of $0.11 per square foot of insurable area. This equates to $80,000 in the first year of the analysis.

UTILITIES: Utilities expense was included in general operating expenses in the statements prior to the 1997 budget. The 1997 forecast has an estimated utilities expense of $2.66 per square foot. Dollars and Cents of Shopping Centers indicates utility costs ranging from $0.26 to $2.10 per square foot. This broad range is due to the wide variations in operating systems and billing systems which may or may not include tenant area utilities. We have relied primarily on the budgeted amount for this expense category and have estimated a market-oriented utility expense based on the budget (which is primarily based on historical operations) of $2.66 per square foot of area. This equates to $1,858,500 in the first year of the analysis.

REPAIRS AND MAINTENANCE: Repairs and Maintenance expense has ranged from $1.75 to $2.87 per square foot between 1995 and the 1997 forecast. The 1997 forecast has an estimated repairs and maintenance expense of $1.75 per square foot. Dollars and Cents of Shopping Centers indicates insurance ranges from $1.24 to $3.55 per square foot. We have estimated a market-oriented repair and maintenance expense of $1.75 per square foot of area. This equates to $1,220,100 in the first year of the analysis.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 73


SECURITY: Security expense is estimated at $0.73 per square foot in the 1997 forecast. Dollars and Cents of Shopping Centers indicates insurance ranges from $0.29 to $1.65 per square foot. We have estimated a market-oriented security expense of $0.73 per square foot of area. This equates to $511,600 in the first year of the analysis.

FOOD COURT CAM: Food court tenants pay an additional charge for the food court maintenance. This expense has ranged between $0.27 and $0.29 per square foot between 1995 and the 1996 projection. The 1997 forecast does not break out the estimated food court CAM expense, but includes it in other operating expenses. Therefore, this expense has been included in the other operating categories for our expense analysis.

GENERAL OPERATING EXPENSES: General operating expenses covers all staffing salaries and benefits, administrative costs, and other miscellaneous charges. This expense has ranged between $2.95 and $3.57 per square foot between 1995 and 1996. However, this includes other expenses such as utilities, insurance and security. The 1997 forecast does break out these other expenses and has an estimated expense of $0.70 per square foot. We have estimated the general operating expenses at $0.70 per square foot. This equates to $492,200 in the first year of the analysis.

NON-RECOVERABLE EXPENSES MANAGEMENT FEE: The subject property is an enclosed regional retail shopping center with over 100 retail units. Management fees typically range from 2.0 percent to 4.0 percent of collections for similar regional centers. The subject is currently internally managed with less than 1 percent of effective gross income reflected in the management fee. This is somewhat understated since some of the management staff salaries and administrative charges are included in the general operating expenses category. Overall, we consider a market-oriented total management fee of 2.0 percent of effective gross income to be appropriate.

TENANT WORK LETTER ALLOWANCE: According to the subject's property manager, new tenants are generally not being given any finish allowance since the space is already in "white box" condition. However, tenant allowances are very tenant specific and depend on the credit of the tenant and its ability to attract other tenants to the mall. Discussions with local mall management companies indicate an average allowance ranging from $10 to $20 per square foot in the area of the

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 74


subject. This level of improvement allowance is similar to other regional malls in similar markets. Based on this, we have estimated a tenant allowance of $10.00 per square foot for all new shop tenants. Typically some allowance is granted on renewal. Considering the age of the existing finish, an allowance of $4.00 per square foot is estimated on renewal space.

LEASING COMMISSIONS: The standard leasing commission schedule utilized by typical regional mall contracts is utilized within this analysis. Full leasing commissions, applied to space leased to non-renewing tenants, is based upon a brokerage fee calculated on 4.0 percent of the gross lease. A one-half commission of 2.0 percent is assumed payable on renewing tenants. All commissions are paid in the first year of a new or renewal lease. In most instances, anchor leases are negotiated directly with the retailer without commissions.

RESERVES FOR REPLACEMENT: Reserves for replacement (structural repairs) is a capital item that is the responsibility of the landlord and is not recoverable. As such, a reserves budget for the replacement of such items is typically estimated. Prudent management budgets a certain amount each year in a sinking fund to replace short-lived items such as roof repairs, facade repairs and parking lot re-paving. The Peter F. Korpacz Real Estate Investor Survey: First Quarter 1997 details costs for this item between $0.10 and $0.75 per square foot of owned gross leasable area, with most investor survey responses ranging between $0.10 and $0.25 per square foot of owned gross leasable area. The subject property consists of a facility that is in good condition relative to its age. It would likely require a budget towards the middle of the range, that is, $0.20 per square foot. Applying this figure of $0.20 per square foot to the owned gross leasable area of 699,162 square feet results in a first year estimate of $139,832. This is a capital expense which falls below the NOI line and is not recoverable.

SCHEDULED CAPITAL IMPROVEMENTS

The current owner has proposed some renovation items in the next one to five years. These include parking lot rehabilitation, landscaping upgrades, mall entrance renovations, and other items. We were not provided with the owners budget for these items. However, the mall manager reported that these items would be covered in the common area maintenance pass throughs.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 75


MARKET OVERVIEW

The typical purchaser of properties of the subject's caliber includes regional equity players, pension funds, and real estate investment trusts (REIT's). The large capital requirements necessary to participate in this market and the expertise demanded to successfully operate an investment of this type limits the number of active participants. The Peter F. Korpacz Real Estate Investor Survey:
First Quarter 1997 indicates that demand for regional shopping center properties has increased over the past quarter and will continue to increase over the next twelve months. Investors expect better quality centers (Class A and Class B) to become available when they will try to be sold from current portfolios.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 76


                                    EXHIBIT A
                         PHOTOGRAPHS OF SUBJECT PROPERTY

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 77


                                [GRAPHIC OMITTED]

                        EXTERIOR VIEW OF VALLEY VIEW MALL


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                        EXTERIOR VIEW OF VALLEY VIEW MALL

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

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 78


                                [GRAPHIC OMITTED]

                        EXTERIOR VIEW OF VALLEY VIEW MALL


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                        EXTERIOR VIEW OF VALLEY VIEW MALL

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

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 79


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                    TYPICAL INTERIOR VIEW OF VALLEY VIEW MALL


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                    TYPICAL INTERIOR VIEW OF VALLEY VIEW MALL

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 80


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                    TYPICAL INTERIOR VIEW OF VALLEY VIEW MALL


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                    TYPICAL INTERIOR VIEW OF VALLEY VIEW MALL

          Koeppel Tener Real Estate Services, Inc., Valuation Division

                                   AERIAL VIEW
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

                                  CENTER COURT
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

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                                [GRAPHIC OMITTED]


--------------------------------------------------------------
                                                   VALLEY VIEW
                                                              ------------------

                             MULTI-TENANT CORRIDOR
--------------------------------------------------------------------------------

                                [GRAPHIC OMITTED]


--------------------------------------------------------------
                                                   VALLEY VIEW
                                                              ------------------

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 81


                                    EXHIBIT B
                        PHOTOGRAPHS OF RENTAL COMPARABLES


          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 82


                                [GRAPHIC OMITTED]

                                PRESTONWOOD MALL


                                [GRAPHIC OMITTED]

                                 NORTHPARK MALL

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 83


                                [GRAPHIC OMITTED]

                                  GALLERIA MALL

          Koeppel Tener Real Estate Services, Inc., Valuation Division

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 84


                                    EXHIBIT C
                                DEMOGRAPHIC DATA

4-AUG-1997  13:34    NATIONAL DECISION SYSTEMS FAX SERVICE              Page 3/7

Account Number : 246258                                    Monday August 4, 1997

                         SHOPPING CENTER ANALYSIS REPORT

                    BY NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                       KOEPPEL TENER REAL ESTATE SERV. INC

LBJ FRWY AND MONTFORD DR                                  SITE:   457450
DALLAS, TX                                             COORD:32:55.53  96:48.66

--------------------------------------------------------------------------------
                                    5.0 MILE RADIUS       BASE AREA
                                   -------1997------   ------1997------   INDEX/
DESCRIPTION                         COUNT       PCT     COUNT      PCT     RATIO
--------------------------------------------------------------------------------
POPULATION 97: TOTAL EST           315409        --   3140042       --        --
POP % GROWTH: AVE/YR 90-97*             1        --         2       --        80
POP 02: TOTAL PROJECTION           333906        --   3349892       --        --
POP % GROWTH: 97-02*                    6        --         7       --        88

MARKET AREA IN SQUARE MILES            77        --      1732       --        --
POPULATION PER SQUARE MILE           4070        --      1813       --       224

POP BY AGE 97: TOTAL 0-9            37562      11.9    510994     16.3        73
POP BY AGE 97: TOTAL 10-14          15485       4.9    246765      7.9        62
POP BY AGE 97: TOTAL 15-17          10317       3.3    158477      5.0        65
POP BY AGE 97: TOTAL 18-20           9451       3.0    127059      4.0        74
POP BY AGE 97: TOTAL 21-29          49184      15.6    395219     12.6       124
POP BY AGE 97: TOTAL 30-39          55915      17.7    572494     18.2        97
POP BY AGE 97: TOTAL 40-49          52933      16.8    509112     16.2       104
POP BY AGE 97: TOTAL 50-59          36094      11.4    278269      8.9       129
POP BY AGE 97: TOTAL 60+            48469      15.4    341653     10.9       141

HOUSEHOLDS 97: TOTAL EST           139176        --   1150253       --        --
HOUSEHOLDS PER SQUARE MILES          1796        --       664       --       270

HH 97: BY INCOME: MEDIAN EST        53475        --     41465       --       129
HH 97: BY INCOME: 0-15K             13349       9.6    205707     17.9        54
HH 97: BY INCOME: 15-25K            17291      12.4    162645     14.1        88
HH 97: BY INCOME: 25-35K            16052      11.5    136825     11.9        97
HH 97: BY INCOME: 35-50K            19378      13.9    162302     14.1        99
HH 97: BY INCOME: 50-75K            25308      18.2    225971     19.6        93
HH 97: BY INCOME: 75-100K           14926      10.7    107248      9.3       115
HH 97: BY INCOME: 100K+             32871      23.6    149555     13.0       182

ESTIMATED RETAIL ($000)           4285058        --  33073528       --        --
 APPAREL & ACCESSORIES             223445       5.2   1693414      5.1       102
 AUTOMOTIVE DEALERS               1227050      28.6   8585858     26.0       110
 AUTOMOTIVE & ACCESSORIES           64918       1.5    615812      1.9        81
 DRUG & PROPRIETARY                104183       2.4   1052736      3.2        76
 EATING & DRINKING                 471140      11.0   3462792     10.5       105
 FOOD STORES                       590086      13.8   5837390     17.6        78
 FURNITURE & EQUIPMENT             128326       3.0    973637      2.9       102
 HOME APPLIANCE/RADIO/TV STORES    173358       4.0   1297871      3.9       103
 GASOLINE SERVICE STATIONS         242442       5.7   1735172      5.2       108
 GENERAL MERCHANDISE               555412      13.0   4520916     13.7        95
 DEPARTMENT STORES                 458131      10.7   3944704     11.9        90
 HARDWARE, LUMBER, & GARDEN        162417       3.8   1284171      3.9        98

4-AUG-1997  13:34    NATIONAL DECISION SYSTEMS FAX SERVICE              Page 4/7

Account Number : 246258                                    Monday August 4, 1997

                         SHOPPING CENTER ANALYSIS REPORT

                    BY NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                       KOEPPEL TENER REAL ESTATE SERV. INC

LBJ FRWY AND MONTFORD DR                                  SITE:   457450
DALLAS, TX                                             COORD:32:55.53  96:48.66

--------------------------------------------------------------------------------
                                    5.0 MILE RADIUS       BASE AREA
                                   -------1997------   ------1997------   INDEX/
DESCRIPTION                         COUNT       PCT     COUNT      PCT     RATIO
--------------------------------------------------------------------------------
EST RETAIL ($000) PER PERSON           12        --        10       --       130
EST RETAIL ($000) PER HH               28        --        26       --       108
EST RETAIL ($000) PER SQ MI         49862        --     17135       --       376

TOTAL SHOPPING CENTERS                 94        --       556       --        --
 CURRENT SHOPPING CENTERS              94     100.0       555     99.8       100
 UNDER CNSTR/PLNND/PRSPSD               0       0.0         1      0.2         0

TOTAL SHOPPING CENTER GLA*       16300070        --  64806583       --        --
 CURRENT GLA*                    16300070     100.0  64734583     99.9       100
 UNDER CNSTR/PLNND/PRPSD GLA*           0       0.0     72000      0.1         0

TOTAL SC GLA PER SQ MILE*          210355        --     37425       --       562
 CURRENT GLA PER SQ MILE*          210355     100.0     37383     99.9       563
 UC/PLND/PRPSD GLA PER SQ MI*           0       0.0        42      0.1         0

TOTAL GLA PER PERSON*                  52        --        21       --       250
CURRENT GLA PER PERSON*                52        --        21       --       251

TOTAL GLA PER HH*                     117        --        56       --       208
CURRENT GLA PER HH*                   117        --        56       --       208

NEIGHBORHOOD GLA PER PERSON*            7      13.9         5     26.4       132
COMMUNITY GLA PER PERSON*              18      34.4         8     37.3       231
REGIONAL GLA PER PERSON*                8      14.6         2      9.4       388
SUPER-RGNL GLA PER PERSON*             19      37.2         6     26.9       347
UNKNOWN GLA PER PERSON*                 0       0.0         0      0.0         0

NEIGHBORHOOD GLA PER HH*               16      13.9        15     26.4       109
CUMMUNITY GLA PER HH*                  40      34.4        21     37.3       192
REGIONAL GLA PER HH*                   17      14.6         5      9.4       322
SUPER-REGIONAL GLA PER HH*             44      37.2        15     26.9       288
UNKNOWN GLA PER HH*                     0       0.0         0      0.0         0


BASE AREA: HARRIS COUNTY, TX

--------------------------------------------------------------------------------
SHOPPING CENTER AND MAJOR PORTIONS OF THE TENANT LIST ARE OBTAINED FROM NATIONAL RESEARCH BUREAU (NRB), A DIVISION OF BLACKBURN MARKETING SERVICES, FAIRFAX, VA. COPYRIGHT 1997
*  INDICATES RATIO CALCULATION OF (ANALYSIS COUNT / BASE COUNT * 100)

4-AUG-1997  13:34    NATIONAL DECISION SYSTEMS FAX SERVICE              Page 5/7

Account Number : 246258                                    Monday August 4, 1997

                         SHOPPING CENTER ANALYSIS REPORT

                    BY NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                       KOEPPEL TENER REAL ESTATE SERV. INC

LBJ FRWY AND MONTFORD DR                                  SITE:   457450
DALLAS, TX                                             COORD:32:55.53  96:48.66

--------------------------------------------------------------------------------
                                   10.0 MILE RADIUS       BASE AREA
                                   -------1997------   ------1997------   INDEX/
DESCRIPTION                         COUNT       PCT     COUNT      PCT     RATIO
--------------------------------------------------------------------------------
POPULATION 97: TOTAL EST          1058031        --   3140042       --        --
POP % GROWTH: AVE/YR 90-97*             2        --         2       --       117
POP 02: TOTAL PROJECTION          1150954        --   3349892       --        --
POP % GROWTH: 97-02*                    9        --         7       --       131

MARKET AREA IN SQUARE MILES           316        --      1732       --        --
POPULATION PER SQUARE MILE           3351        --      1813       --       185

POP BY AGE 97: TOTAL 0-9           141193      13.3    510994     16.3        82
POP BY AGE 97: TOTAL 10-14          59585       5.6    246765      7.9        72
POP BY AGE 97: TOTAL 15-17          39418       3.7    158477      5.0        74
POP BY AGE 97: TOTAL 18-20          36434       3.4    127059      4.0        85
POP BY AGE 97: TOTAL 21-29         181673      17.2    395219     12.6       136
POP BY AGE 97: TOTAL 30-39         201646      19.1    572494     18.2       105
POP BY AGE 97: TOTAL 40-49         179257      16.9    509112     16.2       104
POP BY AGE 97: TOTAL 50-59          99346       9.4    278269      8.9       106
POP BY AGE 97: TOTAL 60+           119480      11.3    341653     10.9       104

HOUSEHOLDS 97: TOTAL EST           455293        --   1150253       --        --
HOUSEHOLDS PER SQUARE MILES          1442        --       664       --       217

HH 97: BY INCOME: MEDIAN EST        51116        --     41465       --       123
HH 97: BY INCOME: 0-15K             48290      10.6    205707     17.9        59
HH 97: BY INCOME: 15-25K            56069      12.3    162645     14.1        87
HH 97: BY INCOME: 25-35K            53806      11.8    136825     11.9        99
HH 97: BY INCOME: 35-50K            65342      14.4    162302     14.1       102
HH 97: BY INCOME: 50-75K            92797      20.4    225971     19.6       104
HH 97: BY INCOME: 75-100K           52348      11.5    107248      9.3       123
HH 97: BY INCOME: 100K+             86642      19.0    149555     13.0       146

ESTIMATED RETAIL ($000)          13425490        --  33073528       --        --
 APPAREL & ACCESSORIES             679716       5.1   1693414      5.1        99
 AUTOMOTIVE DEALERS               3757228      28.0   8585858     26.0       108
 AUTOMOTIVE & ACCESSORIES          205839       1.5    615812      1.9        82
 DRUG & PROPRIETARY                329542       2.5   1052736      3.2        77
 EATING & DRINKING                1435848      10.7   3462792     10.5       102
 FOOD STORES                      1941168      14.5   5837390     17.6        82
 FURNITURE & EQUIPMENT             384486       2.9    973637      2.9        97
 HOME APPLIANCE/RADIO/TV STORES    523470       3.9   1297871      3.9        99
 GASOLINE SERVICE STATIONS         757849       5.6   1735172      5.2       108
 GENERAL MERCHANDISE              1826835      13.6   4520916     13.7       100
 DEPARTMENT STORES                1490196      11.1   3944784     11.9        93
 HARDWARE, LUMBER, & GARDEN        523019       3.9   1284171      3.9       101

4-AUG-1997  13:34    NATIONAL DECISION SYSTEMS FAX SERVICE              Page 6/7

Account Number : 246258                                    Monday August 4, 1997

                         SHOPPING CENTER ANALYSIS REPORT

                    BY NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                       KOEPPEL TENER REAL ESTATE SERV. INC

LBJ FRWY AND MONTFORD DR                                  SITE:   457450
DALLAS, TX                                             COORD:32:55.53  96:48.66

--------------------------------------------------------------------------------
                                   10.0 MILE RADIUS       BASE AREA
                                   -------1997------   ------1997------   INDEX/
DESCRIPTION                         COUNT       PCT     COUNT      PCT     RATIO
--------------------------------------------------------------------------------
EST RETAIL ($000) PER PERSON           12        --        10       --       125
EST RETAIL ($000) PER HH               27        --        26       --       106
EST RETAIL ($000) PER SQ MI         39592        --     17135       --       299

TOTAL SHOPPING CENTERS                270        --       556       --        --
 CURRENT SHOPPING CENTERS             269      99.6       555     99.8       100
 UNDER CNSTR/PLNND/PRSPSD               1       0.4         1      0.2       206

TOTAL SHOPPING CENTER GLA*       33941704       --   64806583       --        --
 CURRENT GLA*                    32903848      96.9  64734583     99.9        97
 UNDER CNSTR/PLNND/PRPSD GLA*     1037856       3.1     72000      0.1      2752

TOTAL SC GLA PER SQ MILE*          107485        --     37425       --       287
 CURRENT GLA PER SQ MILE*          104198      96.9     37383     99.9       279
 UC/PLND/PRPSD GLA PER SQ MI*        3287       3.1        42      0.1      2752

TOTAL GLA PER PERSON*                  32        --        21       --       155
CURRENT GLA PER PERSON*                31        --        21       --       151

TOTAL GLA PER HH*                      75        --        56       --       132
CURRENT GLA PER HH*                    72        --        56       --       128

NEIGHBORHOOD GLA PER PERSON*            7      23.9         5     26.4       137
COMMUNITY GLA PER PERSON*              13      40.3         3     37.3       163
REGIONAL GLA PER PERSON*                3      11.1         2      9.4       178
SUPER-RGNL GLA PER PERSON*              8      24.7         6     26.9       139
UNKNOWN GLA PER PERSON*                 0       0.0         0      0.0         0

NEIGHBORHOOD GLA PER HH*               17      23.9        15     26.4       116
CUMMUNITY GLA PER HH*                  29      40.3        21     37.3       139
REGIONAL GLA PER HH*                    8      11.1         5      9.4       152
SUPER-REGIONAL GLA PER HH*             18      24.7        15     26.9       118
UNKNOWN GLA PER HH*                     0       0.0         0      0.0         0


BASE AREA: HARRIS COUNTY, TX

--------------------------------------------------------------------------------
SHOPPING CENTER AND MAJOR PORTIONS OF THE TENANT LIST ARE OBTAINED FROM NATIONAL RESEARCH BUREAU (NRB), A DIVISION OF BLACKBURN MARKETING SERVICES, FAIRFAX, VA. COPYRIGHT 1997
*  INDICATES RATIO CALCULATION OF (ANALYSIS COUNT / BASE COUNT * 100)

4-AUG-1997  13:34    NATIONAL DECISION SYSTEMS FAX SERVICE              Page 7/7

Account Number : 246258                                    Monday August 4, 1997

                         CONSUMER DEMAND: SUMMARY REPORT
                           (MAJOR RETAIL CATEGORIES)
                    BY NATIONAL DECISION SYSTEMS 800-866-6510
                                  PREPARED FOR
                       KOEPPEL TENER REAL ESTATE SERV. INC

LBJ FRWY AND MONTFORD DR                                  SITE:   457450
DALLAS, TX                                             COORD:32:55.53  96:48.66

--------------------------------------------------------------------------------
                                                      5.0 MILE         10.0 MILE
DESCRIPTION                                             RADIUS            RADIUS
--------------------------------------------------------------------------------
TOTAL RETAIL STORE ITEMS ($ 000)                     1,850,936         6,005,475

RESTAURANT ($ 000)                                     265,476           903,699

FOOTWEAR ($ 000)                                        54,201           174,078

HOME FURNISHINGS ($ 000)                                29,733            95,802

HOME IMPROVEMENTS/REMODEL ($ 000)                       86,766           280,355

SPORTING GOODS ($ 000)                                   3,329            10,836

TOYS ($ 000)                                            26,565            89,564

APPAREL ($ 000)                                        227,208           749,188

HOME ELECTRONICS ($ 000)                                58,574           192,888

HOME APPLIANCES ($ 000)                                 30,007            97,337

GROCERY/DRUG ITEMS ($ 000)                           1,069,076         3,411,728

-------------------------
1997 POPULATION (EST)                                  315,409         1,058,031
1997 HOUSEHOLDS (EST)                                  139,176           455,293
SOURCE: CREST/FMI/MRI/
  NPD/FORUM/USDL

Valley View Mall                                                 August 15, 1997
Dallas, Texas                                                            Page 85


                                    EXHIBIT D
                        QUALIFICATIONS OF THE APPRAISERS


          Koeppel Tener Real Estate Services, Inc., Valuation Division

                          STEVEN J. GOLDBERG, MAI, CCIM
                              SENIOR VICE PRESIDENT

STEVEN J. GOLDBERG is Manager of the Dallas Appraisal Division of Koeppel Tener Real Estate Services, Inc. His responsibilities include staff supervision, appraisal management, maintaining product quality, marketing and client development. In his current capacity, Steven oversees all valuation assignments involving real estate assets located in the Southwest region.

Steven has over 13 years of nationwide experience in real estate valuation, investment analysis and evaluation consultation. He has performed appraisals on all types of income producing properties throughout the United States and has extensive experience in most markets situated in the Southwest and Southeast regions of the country. Steven's particular area of expertise is in the appraisal and analysis of multifamily apartment projects. Steven has also performed marketability, consultation and feasibility reports, has served as an expert witness and has testified in various state and federal courts. These activities have been performed on behalf of real estate investors, life insurance companies, pension funds, investment banking firms, foreign and domestic financial institutions, mortgage bankers, conduit lenders, real estate advisors, law firms and governmental agencies.

Steven received his Bachelor of Business Administration Degree from the University of Texas in Austin, having majored in Finance and Real Estate/ Urban Land Development. He is a designated member of the Appraisal Institute and the Commercial Investment Real Estate Institute having been awarded the MAI designation in 1989 and the CCIM designation in 1994. He has attended numerous continuing education courses and has completed the requirements under the continuing education program of the Appraisal Institute.

Steven is state certified as a General Real Estate Appraiser in Texas, Colorado, California, Georgia and Florida. He is also a licensed Real Estate Broker in the State of Texas. He is affiliated with the

          Koeppel Tener Real Estate Services, Inc., Valuation Division

North Texas Commercial Association of Realtors, International Council of Shopping Centers and Mortgage Bankers Association.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

                           C. TAYLOR JOHNSON, III, MAI
                                 VICE PRESIDENT

Taylor received his Bachelors Degree in Real Estate from North Texas State University, and subsequently earned an MBA Degree (concentration in real estate and finance) from the University of Texas at Arlington. He has attended numerous real estate education courses and seminars, including those offered by the Appraisal Institute and the University of Texas at Arlington. He is a designated member of the Appraisal Institute having been awarded the MAI designation.

Taylor currently holds the position of Vice President for the Dallas office of Koeppel Tener Real Estate Services, Inc., a New York based real estate firm. Prior to his current position, Mr. Johnson was associated with Deloitte & Touch, LLP and Arthur Andersen, LLP, serving as a senior consultant. He has been involved in real estate appraising since 1990 and has been involved in the real estate industry as a commercial real estate broker and property manager since 1984. Real estate appraisal assignments have been performed in numerous states throughout the country. The scope of his real estate assignments have included raw land, subdivisions, multifamily projects, retail and commercial properties, hotels, retirement facilities, hospitals, office buildings, industrial properties, proposed construction, and special use properties. Taylor also has experience in property tax consulting and various real estate consulting assignments, including litigation support.

Taylor is State Certified as a General Real Estate Appraiser in Texas.

          Koeppel Tener Real Estate Services, Inc., Valuation Division

          1997
      --------------------------------------------------------------------------
                  Shopping Center
      -----------
         Survey
------
and
                  Forecast
                           [GRAPHIC OMITTED]


                                                              a publication of
                                                       [LOGO] THE WEITZMAN GROUP

            Dallas/Fort Worth
--------------------------------------------------------------------------------
                              overview

Dallas/Fort Worth's retail market is benefiting from a set of economic factors that are among the strongest for any major market in the United States. As a result of strong job and population growth, a record-setting housing market and notable increases in retail sales and per-capita income, the retail market experienced increases in occupancy, construction, absorption and rental rates during 1996.

These are among the findings of the Weitzman Group's annual survey of retail market conditions in The Dallas/Fort Worth Metroplex. The DFW survey covers --

o     918  neighborhood centers
o     307  community/power centers
o      31  mixed-use centers
o      16  superregional centers
o       6  regional centers

In the Dallas area, the survey covers --

o     604  neighborhood centers
o     226  community/power centers
o      27  mixed-use centers
o      11  superregional centers
o       3  regional centers

In the Fort Worth area, the survey covers --

o     314  neighborhood centers
o      81  community/power centers
o       5  superregional centers
o       4  mixed-use centers
o       3  regional centers

Occupancy increases

Most notably, the market experienced an increase in occupied space of more than
2.6 million square feet during the 12-month period ending December 31, 1996. As of year-end, the market reported an overall occupancy level of 87.9 percent on a total inventory of 114.3 million square feet. This is up slightly from year-end 1995, when the occupancy rate was 87.5 percent for 111.7 million square feet.

                              [BAR GRAPH OMITTED]

                                occupancy rates
                                  by shopping
                                  center type


The top retail submarkets, in terms of occupancy, were --

                                      %
       submarket                   occupied
----------------------------      ----------
Northeast Tarrant County            98.71%
----------------------------      ----------
Far North Dallas                    94.5%
----------------------------      ----------
Denton                              94.2%
----------------------------      ----------
Carrollton                          92.5%
----------------------------      ----------
Park Cities/Oak Lawn                92.3%
----------------------------      ----------


Leasing boosts absorption

Another indication of the market's strength is absorption, which shows the markets that saw the greatest increase in occupied space. Of the 28 submarkets, 23 experienced positive absorption.

The strongest leasing markets, as indicated by absorption, are --

       submarket                  square feet
----------------------------      -----------
Arlington                           662,785
----------------------------      -----------
Northeast Dallas                    284,237
----------------------------      -----------
Far North Dallas                    274,871
----------------------------      -----------
Lewisville                          268,925
----------------------------      -----------
Northeast Tarrant County            253,215
----------------------------      -----------

Few markets showed notable drops in occupancy, a reversal of the trend of the early 1990s. The markets with negative absorption were --

       submarket                  square feet
----------------------------      -----------
Northwest Fort Worth                -140,344
----------------------------      -----------
Richardson                          -108,837
----------------------------      -----------
Southwest Dallas                     -45,398
----------------------------      -----------


Rents increase slightly

With occupancy and leasing increasing, rental rates are showing moderate increases in existing space. Greater increases were seen in new construction in the better growth markets, and overall average rates increased approximately 5 percent.

For existing space, average rates at year-end 1996 were $8 to $12 per square foot per year. For new in-line space, average rates ranged from $15 to $20 per square foot per year.

--------------------------------------------------------------------------------

The highest rates were found in the regional malls, where average rates were in the $25-30 per square foot range, with small-tenant space in the top malls going for up to $90 per square foot. The lowest rates were found in older neighborhood centers, where the rates were in the $3 to $5 per square foot range.

shopping center type                rent psf

Older Neighborhood Centers          $3 -  $5 psf
Existing space                      $8 - $12 psf
New in-line space                  $15 - $20 psf
Regional Malls                     $25 - $35 psf


Demand decreases
construction

Dallas/Fort Worth experienced construction during 1996 that added 2.6 million square feet of new space, up from 1.6 million square feet in 1995. With few exceptions, the new space came on line fully occupied.

Arlington claimed the largest share of new construction, with 494,000 square feet of new space in projects like the Plaza at the Parks, Superstore Plaza and grocery-anchored developments at Green Oaks and Highway 360 in South Arlington.

Other submarkets experiencing notable new construction during 1996 were --

       submarket                  square feet
----------------------------      -----------
Far North Dallas                    443,000
----------------------------      -----------
Lewisville/Flower Mound             415,000
----------------------------      -----------
Northeast Tarrant County            247,000
----------------------------      -----------


Notable construction projects

Notable projects that came on line during 1996 include --

o The Galleria's 350,000-square-foot expansion with Nordstrom and small-tenant space in North Dallas,

o half of the 150,000-square-foot Alpha Parkway Plaza with Just For Feet and Circuit City in North Dallas,

o     the 200,000-square-foot The Shops at Vista Ridge in Lewisville,

o     the 175,000-square-foot HomePlace Square in Dallas,

o     the 220,000-square-foot Plaza at the Parks in Arlington,

                                [PHOTO OMITTED]

o     the 115,000-square-foot Ridgerock Plaza in Southwest Fort Worth,

o     the 90,000-square-foot Superstore Plaza in Arlington,

o     two grocery-anchored centers at 3040 and 2499 in Flower Mound,

o     the 60,000-square-foot Parker Central Marketplace in Plano,

o the two grocery-anchored centers with a total of 150,000 square feet in Lewisville,

o two grocery-anchored centers (Albertsons and Kroger) with a total of 180,000 square feet at Southeast Green Oaks and Highway 360 in South Arlington,

o     the 75,000-square-foot DeSoto Town Center in DeSoto,

o the 100,000-square-foot Fiesta Mart-anchored center at Greenville and Ross in Dallas and

o the 200,000-square-foot center anchored by Home Depot and Kroger at SH 114 and Kimball in Southlake.


DFW leads in growth

The DFW area leads the state in job growth, residential growth and per-capita income growth and also ranks high nationally in these three key areas. Retail sales also continue to climb, up to a projected $60 billion in 1996 from $54.6 billion in 1995.

On the economic front in 1996, DFW saw its economy grow 3.5 percent, far outpacing the national average.

During the 1996, DFW --

o     added 80,000 new jobs,

o ranked second in the nation for home sales with 29,400 existing homes sold, up 13 percent over 1995,

o     saw home prices jump an average of 7 percent,

o reported per capita income of $23,450, up 5 percent since 1991 and the highest of any major market in Texas,

o     reported 17,568 single-family housing starts, up 16 percent over 1995 and

o ranked first among major markets in Texas with per capita retail sales of $14,000 annually.


          Koeppel Tener Real Estate Services, Inc., Valuation Division         7

                  --------------------------------------------------------------

                  MARKET STUDY OF REAL PROPERTY

                  ROYAL COUNTRY
                  555 Northwest 202nd Terrace
                  Miami, Dade County, Florida

                  --------------------------------------------------------------

                  As of July 21, 1997

                  Prepared For:

                  Lehman Brothers
                  3 World Financial Center
                  20th Floor
                  New York, New York 10285

                  Prepared By:

                  Cushman & Wakefield of Illinois, Inc.
                  Valuation Advisory Services
                  455 North Cityfront Plaza Drive
                  Suite 2800
                  Chicago, Illinois 60611-5555


                                                              CUSHMAN &
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

Cushman & Wakefield of Illinois, Inc.                            CUSHMAN &
455 N. Cityfront Plaza Drive                                    WAKEFIELD(R)
Suite 2800                                                  Improving your place
Chicago, IL 60611-5555                                          in the world.
Tel: (312) 470-1800
Fax: (312) 470-3800

July 25, 1997

Mr. Mark Mauldin
Underwriter
Lehman Brothers
3 World Financial Center
20th Floor
New York, New York 10285

Re:  Market Study of Real Property
     Royal Country
     5555 Northwest 202nd Terrace
     Miami, Dade, County, Florida

Dear Mr. Mauldin:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

      As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

      This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of the Appraiser.

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting purposes.

Mr. Mark Mauldin                      - 2 -                        July 25, 1997

      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      Notwithstanding anything to the contrary in Limiting Conditions annexed hereto (Investment Banker) and its affiliates (collectively "Banking Firm"), (Borrower/Owner), rating agencies, potential participating lenders determining whether to make a mortgage loan ("Loan") secured by the property which is the subject of this report, a purchaser or assignee of the Loan and investors involved in the Securitization (as defined below) may use and rely upon the report.

      "Securitization" shall mean either:

      a. A private placement Rule 144A offering to "qualified institutional buyers," as defined by Rule 144A ("Private Offering"); or

      b. If the referenced properties will be part of a pool of properties owned by various non-affiliated owners which will be the subject of a commercial mortgage-backed security offering ("Pooled Offering").

      The reports and the identity of our firm as the firm which prepared the reports may be accurately disclosed in the Offering Document for a Private Offering or a Pooled Offering.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Gregory I. Roude                         /s/ Stanley R Dennis, Jr.
Gregory I. Roude                             Stanley R Dennis, Jr., MAI
Senior Appraiser                             Director and Manager
Chicago Valuation Advisory Services          Chicago Valuation Advisory Services

GIR/SRD:


                                                              CUSHMAN &
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

                                                        SUMMARY OF SALIENT FACTS
================================================================================

Property Name:                        Royal Country

Location:                             5555 Northwest 202nd Terrace
                                      Miami, Dade County, Florida

Assessor's Parcel Number:             Based on information provided by county
                                      records, the subject property is
                                      identified by Assessor's Parcel Numbers
                                      30-1131-002-0010, 30-1131-004-0010,
                                      30-1131-002-0020, and 30-1131-003-0010.

Date of Inspection:                   The property was inspected July 21,
                                      1997.

Ownership:                            The subject property is legally entitled
                                      to Miami Lakes Venture Associates.

Land Area:                            Based on information provided by the
                                      property manager, the subject property
                                      contains approximately 200 acres of land area.

Zoning: Based on information provided by Dade County, the subject property is zoned AU, Agriculture Use.

Improvements

      Type:                           A manufactured housing community

      Year Built:                     The subject property was originally
                                      developed in approximately 1983.

      Size: The subject property consists of a 864-site manufactured housing community.

      Condition:                      At the time of inspection, the subject
                                      property was in good condition.

Special Assumptions:                  1. Information regarding the subject
                                      property,   including   its   physical
                                      characteristics, was provided to us by the client and the on-site manager, and is assumed to be accurate.


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                                                        Summary of Salient Facts
================================================================================

                                      2. We were not provided with a legal plat of survey. We recommend a certified plat of survey by a qualified engineer in the final determination regarding the land area of the subject property.

                                      3. The existence of potentially hazardous or toxic materials, which may be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman & Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                                      4. Our market and consulting report
                                      regarding the subject assumes the subject property, as presently improved, represents its highest and best use.

                                      5. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                                      6. Please refer to the complete list of
                                      assumptions and limiting conditions
                                      included at the end of this report.


                                                              CUSHMAN &
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

                                                               TABLE OF CONTENTS
================================================================================

PHOTOGRAPHS OF SUBJECT PROPERTY .............................................. 3

INTRODUCTION ................................................................. 6

  Identification of Property ................................................. 6

  Property Ownership and Recent History ...................................... 6

  Purpose and Function of the Evaluation and Consulting Assignment ........... 6

  Scope of the Evaluation and Consulting Assignment .......................... 6

  Date of Evaluation and Property Inspection ................................. 6

  Definitions and Other Pertinent Terms ...................................... 6

REGIONAL ANALYSIS ............................................................ 9

  Transportation .............................................................10

  Conclusion .................................................................10

NEIGHBORHOOD ANALYSIS ........................................................12

MARKET ANALYSIS ..............................................................13

  Competition ................................................................15

  Comparable Manufactured housing Community Sales ............................19

  Demographic Trends .........................................................21

  Expense Analysis ...........................................................21

  Market Supply and Demand ...................................................22

  Conclusion .................................................................22


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                                                               Table of Contents
================================================================================

PROPERTY DESCRIPTION .........................................................24

  Site Description ...........................................................24

  Improvements Description ...................................................24

  Real Property Taxes and Assessments ........................................25

  Zoning .....................................................................25

CONCLUSION ...................................................................26

ASSUMPTIONS AND LIMITING CONDITIONS ..........................................27

CERTIFICATION ................................................................29

ADDENDA ......................................................................30

Qualifications of Appraisers


                                       2
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

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                               [GRAPHIC OMITTED]

         Front entrance sign to the subject property along 57th Avenue

                               [GRAPHIC OMITTED]

      Street scene along 57th Avenue, looking north; Subject to the right


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                                                 Photographs of Subject Property
================================================================================

                               [GRAPHIC OMITTED]

       Street scene along 57th Avenue, looking south; Subject to the left

                               [GRAPHIC OMITTED]

                   Typical interior view of the subject park


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                                                 Photographs of Subject Property
================================================================================

                               [GRAPHIC OMITTED]

                   Typical Interior View of the Subject Park

                               [GRAPHIC OMITTED]

                       Exterior view of the sales office


                                       5
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

                                                                    INTRODUCTION
================================================================================

Identification of Property

      The subject property consists of an 864-site manufactured housing community, situated on approximately 200 acres of land area, located in the northwest section of Dade County, just to the east of the Dade/Broward county line. The property is situated in an unincorported area of Dade County, approximately two miles north of the city of Hialeah. The property's street address is 5555 Northwest 202nd Terrace, Miami, Florida. The property was constructed in 1983, and was 99.5 percent occupied at the time of inspection.

Property Ownership and Recent History

      The subject property is currently entitled to Miami Lakes Venture Associates. The subject property was originally developed in 1983, with 864 manufactured housing sites.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated the demographic, economic, and market demand and position regarding the subject property.

Date of Property Inspection

      The property was inspected July 21, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, are as follows on the next page.


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                                                                    Introduction
================================================================================

Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located at the northeast and southeast corners of the intersection of 57th Avenue and 202nd Street in an unincorporated area of Dade County, Florida. The street address of the subject property is 5555 Northwest 202nd Terrace, Miami, Florida. The property is identified by tax parcel numbers 30-1131-002-0010, 30-1131-004-0010,
      30-1131-002-0020, and 30-1131-003-0010, according to county records. A legal description of the property was not provided to the appraiser.


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

                                  LOCATION MAP

                               [GRAPHIC OMITTED]

                                      Map

                                                               REGIONAL ANALYSIS
================================================================================

Miami Metropolitan Area
Population

      The subject property is located in Dade County, Florida. Dade County is located in the southeast portion of Florida's east coast and is the southernmost county situated on Florida's mainland. Miami is the county seat of Dade County, which includes many other incorporated areas such as Miami Beach, Key Biscayne, Coral Gables, South Miami, Hialeah, and Homestead. Miami is located 25 miles south of Fort Lauderdale, 160 miles north of Key West, 232 miles south of Orlando, and 309 miles southeast of Tampa.

      This area is part of the Miami-Fort Lauderdale Metropolitan Statistical Area (MSA) which had a total population of 3,460,300 persons in 1996. Dade County represents Florida's largest county with a 1996 population of 2,039,800 persons living in this 1,955 square mile area. The 1996 population represents an increase of 39,245 from 1992. Dade County enjoys an excellent geographic location in that it is the gateway to the Caribbean and to Latin America.

      During the period extending from 1980 to 1996, Dade County's population increased by approximately 414,000 persons. This represents a compound growth rate of 1.43 percent. This upward trend is expected to continue through the year 2013 when the county's population is forecasted at over three million. This growth is attributed mostly to Dade County's continued emergence as an international business center. In the Year 2000, Dade county's population is expected to approximate 2,234,913, or 14.5 percent of Florida's population which is forecasted at 15,414,920.

      The areas of Dade County which have experienced the highest population growth rates include the Hialeah/Miami Lakes area, North Miami, and unincorporated Dade County which encompasses most of the southern part of the county. The population of unincorporated Dade County grew from 880,924 in 1985 to 1,060,739 in 1990, an increase of 20.4 percent. The largest municipalities in Dade County are the city of Miami with a 1996 population of 376,000 or 18.4 percent of the county's total, Hialeah with 192,200, or 9.4 percent, and Miami Beach with 85,100, or 4.2 percent.


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                                                               Regional Analysis
================================================================================

Work Force

      Dade County benefits from a diversified economy. The largest employment segment is represented by the services industry which employs approximately 31.4 percent of the total work force. This is attributable in part to the large tourism industry in South Florida. The county's civilian work force totals approximately 1,039,186, and it is by far the largest in the state of Florida. From 1994 to the present, Dade County's unemployment rate has experienced a declining trend. The unemployment rate fell from 8.1 percent in 1994 to 4.3 percent in 1995 as a result of the national and regional economic recovery.

      Dade County's median household income for 1994 was $29,629 which was slightly above the national level of $27,483. However, the 1996 median household income is estimated at $32,889 which is well above the national average.

Transportation

      Dade County is served by a network of 5,640 miles of roadway. Interstate 95, Interstate 75, the Florida Turnpike, and the Palmetto Expressway (State Road
826) are the most utilized north and south highways while state road 112, 126, and 836 are the most utilized east and west expressways. Other primary traffic thoroughfares include US Highway 1, State Road A1A, Interstate 395, Interstate 195, state roads 9, 94, 874, and US highways 27, 41, and 441.

      Miami International Airport is now the number one airport in the country with respect to the amount of international cargo handled. Approximately 30,000 people are employed by 150 airlines in this airport. These airlines offer 3,000 flights each week to 180 destinations in the United States, Canada, Latin America, Europe, and the Caribbean.

      The Port of Miami is served by 46 steamship lines which offer more cargo sailings to more destinations in the Western Hemisphere than any other port. The cargo is transported to the Port of Miami via two railroads, the Seaboard System and the Florida East Coast Railway, and by 50 motor carriers.

Conclusion

      In summary, Dade County is anticipating economic advancement and population growth, but at a slower pace compared to recent years. Household growth should remain strong through the year 2000, and average household income should be substantially above the national average. Overall, based on past and current trends, the outlook for Dade County and for South Florida is one of optimism.


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

                                NIEGHBORHOOD MAP

                               [GRAPHIC OMITTED]

                                      Map

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

      The subject property is situated at the northeast and southeast quadrants of the intersection of 57th Avenue and 202nd Street in unincorporated Dade County, Florida. This area of located just north of the city of Hialeah. The subject's immediate neighborhood is roughly bounded by the Florida Turnpike to the north, 37th Avenue to the east, 183rd Street to the south, and 67th Avenue to the west. This area is primarily developed with single-family homes, small-strip shopping centers, and manufactured housing communities.

      Roadways leading to and from the subject's immediate neighborhood include Honey Hill Drive (202nd Street), Red Road (57th Avenue), 37th Avenue, and 183rd Street. The Florida Turnpike, located approximately one mile to the north of the subject, provides direct access to and from other areas of South Florida.

      Red Road, also known as 57th Avenue defines the western boundary of the subject property. It is a six-lane asphalt paved road with a grass median which runs in a north and south direction and provides direct access to the Florida Turnpike, located one mile to the north of the subject, and to the city of Hialeah to the south. Red Road is improved with a wide variety of commercial uses, including gas stations, restaurants, and neighborhood shopping centers.

      Honey Hill Drive, also known as 202nd Street, is a four-lane asphalt paved road which runs in an east and west direction and which separates the two portions of the subject property. The section of Honey Hill Drive bisecting the subject neighborhood is mostly improved with residential uses such as apartment complexes, single-family homes, and manufactured housing communities.

      The subject property enjoys good accessibility due to its direct access to Red Road, a major north and south thoroughfare, which provides direct access to the Florida Turnpike to the north and to the city of Hialeah to the south.

      The subject property is situated in an area well suited for manufactured housing development. Real estate values are anticipated to increase at a steady pace. The economy in the area is anticipated to be good, and the growth in population is anticipated to increase at a steady pace.


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                                                                 MARKET ANALYSIS
================================================================================

National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in Michigan; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in Michigan.

      According to the US Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, Michigan, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

      The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and attractive living requirements. Today, approximately one out of sixteen families live in manufactured housing units. The manufactured housing market share has been growing steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the US Census Bureau, which represents 12.0 to
14.0 percent of all new housing built since the mid-1980's according to the Manufactured Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To


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                                                                 Market Analysis
================================================================================

purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, Michigan. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by persons 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994, Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1995, ROC communities and Manufactured Home Communities (MHC) continued to lead and dominate the Real Estate Investment Trust market. Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997.

      The southwest and northwest regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region, is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-


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                                                                 Market Analysis
================================================================================

pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design, and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality manufactured housing communities has been substantially reduced compared to the 1980's. Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with the REITs leading the way.

Competition

      We have surveyed five manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 2,879 sites. The combined occupancy rate of these six manufactured housing communities, including the subject property, is approximately 100.0 percent.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.


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
====================================================================================================================================
                                        SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
====================================================================================================================================
                                  Number                                                                               3-Year
                                 Of Sites                                                  Services     Date Of        Average
 Comp.           Name           Occupancy                        Age          Monthly      Provided   Last Rental      Rental
  No.           Location          Level        Amenities      Condition        Rent        in Rent     Increase       Increase
====================================================================================================================================
   R-l   Haven Lakes               518      Clubhouse           1973        $315.00/Mo.    Refuse    January, 1997    $15.00/Mo.
         NWC of Honey Hill         ---      Pool                ----
         Road and Red Road         100%     Playground         Average
         Miami, Florida                     Shuffleboard
                                            Laundry
------------------------------------------------------------------------------------------------------------------------------------
   R-2   Honey Hill                438      Clubhouse           1973        $265.00/Mo.    Refuse    January, 1997    $10.00/Mo.
         4955 NW 199th Street      ---      Pool                ----           to
         Miami, Florida            100%     Playground         Average      $295.00/Mo.
                                            Shuffleboard
                                            Laundry
                                            Storage
------------------------------------------------------------------------------------------------------------------------------------
   R-3   University Lakes          1,153    Clubhouse           1971        $345.00/Mo.    Refuse    January, 1997    $16.00/Mo.
         12855 SW 14th Street      -----    Pool                ----           to
         Miami, Florida             100%    Tennis              Good        $372.00/Mo.
                                            Playground
                                            Basketball
                                            Shuffleboard
------------------------------------------------------------------------------------------------------------------------------------
   R-4   Reximere Village          770      Clubhouse           1972        $405.00/Mo.    Refuse    January, 1097    $16.00/Mo.
         65l SW 117 Way            ---      Pool                ----           to
         Miami, Florida            100%     Storage             Good        $439.00/Mo.
                                            Tennis
                                            Playground
                                            Basketball
                                            Shuffleboard
------------------------------------------------------------------------------------------------------------------------------------
Subject  Royal Country              864     Clubhouse           1983        $315.00/Mo.    Refuse    January, 1997    $13.50/Mo.
         5555 NW 202nd              ---     Pool                ----           to
         Terrace                   99.5%    Tennis              Good        $350.On/Mo.
         Miami, Florida                     Playground
                                            Basketball
                                            Shuffleboard
                                            Storage
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

                              RENT COMPARABLE MAP

                               [GRAPHIC OMITTED]

                                      Map
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                                                                 Market Analysis
================================================================================

      Rental rates of manufactured housing communities located within the subject's primary market range from $265.00 to $439.00 per site, on a monthly basis. The subject property is currently quoting monthly rental rates of $315.00 to 350.00 per site which are within the market rent range. The last rental rate increase at the subject property was as of January 1, 1997.

      The preceding comparable rentals are considered most competitive to the subject property regarding amenities offered, condition, and location.

      Comparable R-1, Haven Lakes, is located at the northwest corner of Honey Hill Road and Red Road, in unincorporated Dade County, Florida. This property is located across the street from the subject property. Haven Lakes contains 518 sites, and is 100.0 percent occupied. The park was developed in 1973. Over the last three years, the average annual rental rate increase was approximately $15.00 per month. Amenities include a clubhouse, pool, playground, shuffleboard court, and laundry facilities. The monthly rental rate is $315.00, with refuse services included in the monthly rental payment. Water and sewer are separately assessed.

      Comparable R-2, Honey Hill, is located at 4955 Northwest 199th Street, Miami Florida. This property is situated within close proximity to the subject. Honey Hill contains 438 sites, and it is 100.00 percent occupied. Honey Hill was developed in 1973. Over the last three years, the average annual rental rate increase was approximately $10.00 per month. Amenities include a clubhouse, pool, playground, shuffleboard court, boat and RV storage areas, and laundry facility. Monthly rental rates range from $265.00 to $295.00. Refuse services are included in the monthly rental payment. Water and sewer are separately assessed.

      Comparable R-3, University Lake, is located at 12855 southwest 14th Street, Miami, Dade County, Florida. This park contains 1,153 sites, and it was developed in 1971. University Lake is 100.0 percent occupied. Over the last three years, the average annual rental rate increase was approximately $16.00 per month. Amenities include a clubhouse, pool, playground, and basketball and shuffleboard courts. The monthly rental rates are from $345.00 to $372.00, with refuse services provided. Water and sewer are separately assessed.

      Comparable R-4, Reximere Village is located at 651 southwest 117 Way, Miami, Florida. This comparable property contains approximately 770 sites, and is 100.0 percent occupied. Reximere Village was developed in 1972. Over the last three years, the average annual rental rate increase was approximately $16.00 per month. Amenities include a clubhouse, pool, RV and boat storage areas, tennis court, playground areas, and basketball and shuffleboard courts. Monthly rental rates range from $405.00 to $439.00. Refuse services are provided in the monthly rental payment. Water and sewer are separately assessed.


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                                                                 Market Analysis
================================================================================

      In our opinion, and based on conversations with the on-site manager, comparables R-1 and R-2 compete most favorably with the subject property, with monthly rental rates ranging from $265.00 to $315.00 per site. Overall, these comparable properties are nearly 100.0 percent occupied. It should be noted, that the subject property was 99.5 percent occupied at the time of inspection.

      The subject's primary market has maintained high occupancy levels and annual rental rate increases ranging from 3.0 to 4.0 percent, on average. The subject property is currently quoting monthly rental rates of $315.00 to $350.00 per site, which is within the range of rental rates of our comparable properties. The subject property competes most effectively with its primary competitors regarding overall quality, amenities, condition and current rent structure.

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed four recent sales of manufactured housing communities located in central and south Florida. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

      Comparable Sale I-1, is located at 36121 Plum Avenue in Grand Island, Florida. This property contains 325 sites, and it is situated on 40.40 acres of land area. The property was in average condition at the time of sale and was developed in 1968. Amenities include lake frontage, boat slips, and a clubhouse. The property was approximately 97.0 percent occupied at the time of sale. The property was purchased for $5,200,000, which equates to $16,000 per site.

      Comparable Sale I-2, is located at 240 Quail Lane in Merritt Island, Florida. This property contains 301 sites, and it is situated on approximately 55.00 acres of land area. The property was in average condition at the time of sale and was developed in 1988. Amenities include: a clubhouse, a pool, and paved streets. The property was fully occupied at the time of sale. This manufactured housing community was purchased for $7,000,000, which equates to $23,256 per site.

      Comparable Sale I-3, is located at 5610 southwest 60th Street, Ocala, Marion County, Florida. This property contains 376 sites, and it is situated on approximately 55.00 acres of land area. The park was in average condition at the time of sale and was developed in approximately 1985. Amenities include: a clubhouse, pool, picnic areas, and paved streets. The property was fully occupied at the time of sale. This manufactured housing was purchased for $7,300,000, which equates to $19,415 per site.


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
====================================================================================================================================

                 SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES

====================================================================================================================================
                                                               Sales Price
                                                                Per Site                   $EGI/Site
  Comp.         Name            Sales Date  Land Area  Density  ---------            EGIM  ---------
  No.          Location         ----------  --------- --------- Occupancy            ----  Expense/Site
                                Sales Price No. Sites Condition  At Sale  $NOI/Site  OAR  -------------           Comments
                                                                                          Expense Ratio
                                                                                           % Of, EGI

------------------------------------------------------------------------------------------------------------------------------------
  I-1    Chain O'Lakes              5/96      40.40      8.04    $16,000   $1,565   6.26x   $2,555  Inferior  Developed in 1968;
         36121 Plum Avenue          ----      -----      ----    -------            -----   ------            Average condition;
         Grand Island, Florida   $5,200,000    325      Average    97%              9.78%    $991             Amenities include:
                                                                                             ----             lake frontage, boat
                                                                                            38.76%            slips, clubhouse.
------------------------------------------------------------------------------------------------------------------------------------
  I-2    Island Lakes Adult         9/95      55.00      5.47    $23,256   $2,151   7.57x   $3,073  Inferior  Developed in 1988;
         Community                  ----      -----      ----    -------            -----   ------            Average condition;
         240 Quail Lane          $7,000,000    301      Average    100%             9.25%    $922             Amenities include:
         Merritt Island, Florida                                                             ----             clubhouse, pool,
                                                                                            30.00%            paved streets.
------------------------------------------------------------------------------------------------------------------------------------
  I-3    Saddle Oaks Adult          6/95      55.0       6.84    $19,415   $1,796   7.57x   $2,566  Inferior  Developed in 1985;
         Community                  ----      ----       ----    -------            -----   ------            Average condition;
         5610 SW 6Oth Street     $7,300,000    376      Average   100%              9.25%    $770             Amenities include:
         Ocala, Florida                                                                      ----             clubhouse, pool,
                                                                                            30.00%            picnic areas and paved
                                                                                                              streets.
------------------------------------------------------------------------------------------------------------------------------------
  I-4    Lantana Cascades          10/93      66.93      6.90    $27,056   $2,300   6.87x   $3,939  Superior  Developed In 1971;
         6330 Congress Avenue      -----      -----      ----    -------            -----   ------            Good condition;
         Lantana, Florida       $12,500,000    462       Good      92%              8.50%   $1,639            Amenities include:
                                                                                            ------            clubhouse sauna, pool
                                                                                            41.62%            shuffleboard court,
                                                                                                              picnic areas, gated
                                                                                                              entry, and paved
                                                                                                              streets.
------------------------------------------------------------------------------------------------------------------------------------
Subject  Royal Country            - - -        200       4.32     - - -    - - -     N/A    $3,914  Subject   Developed in 1983;
         5555 NW 202nd                         ---       ----    -------   ------           ------  Property  Good Condition;
         Terrace                               864       Good      99%     $2,672           $1,242            Amenities include:
         Miami, Florida                                                                     ------            clubhouse, pool,
                                                                                            31.73%            tennis court,
                                                                                                              playground, basketball
                                                                                                              and shuffleboard
                                                                                                              courts, and paved
                                                                                                              streets.
------------------------------------------------------------------------------------------------------------------------------------
1) Comparability relative to the subject property.
2) Estimated.
====================================================================================================================================

                                                                 Market Analysis
================================================================================

      Comparable Sale I-4, is located at 6330 Congress Avenue in Lantana, Florida. This property contains 462 sites, and it is situated on 66.93 acres of land area. The park was in good condition at the time of sale and was developed in approximately 1971. Amenities include: a clubhouse, pool, sauna, picnic areas, shuffleboard court, gated entry, and paved streets. The property was 92.0 percent occupied at the time of sale. This manufactured housing was purchased for $12,500,000, which equates to $27,056 per site.

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the population within the subject's primary 5-mile and secondary 10-mile market area, as of 1997, is 298,223 and 1,093,536, respectively. The population of the subject's primary and secondary market areas is projected to increase to 322,599 and 1,138,816, respectively, by the year 2002, according to NDS

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 102,090 and 384,662, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas are projected to increase to 113,724 and 405,526, respectively, by 2002.

      The average and median household income levels, for 1997, are $41,302 and $34,299, respectively, while per capita income is $18,844 and $18,274, respectively. The average and median household income, as well as per capita income levels, are projected to increase by the year 2002, to $68,164, $48,572 and $24,165, respectively, in the subject's primary area.

      Based on the above levels, the demographics of the subject's primary market area appear to be positive, based on information provided by NDS.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing


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                                                                 Market Analysis
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communities located in the southeast and southwest regions of the nation are typically lower by comparison due to lower real estate taxes and common area maintenance charges.

      As presented in the summary of Manufactured Housing Communities Sales Summary, operating expense ratios of competing parks range from 30.00 to 41.62 percent of effective gross income levels, and $770 to $1,639 on a per site basis. The subject property is currently reporting expenses at 31.73 percent of effective gross income, and $1,242 on a per site basis, which is within the range of industry standards and within the range of expense ratios and expenses on a per site basis of similar manufactured housing communities previously presented.

Market Supply and Demand

      There are a total of four competing manufactured housing communities located within the subject's market, which total 2,879 sites, with a corresponding average occupancy rate of 100.0 percent. Based on conversations with the Planning Department of Dade County, no new manufactured housing communities are under construction, or in the planning stages. No specific absorption statistics were available, since the subject's competing parks have historically reported occupancy rates above 95.0 percent. The subject property, based on conversations with management, has historically kept pace with occupancy rates in competing parks, and is currently 99.5 percent occupied. We believe the current occupancy rate of the subject property is stabilized, and consistent with current occupancy rates of competing parks presented. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady rental rate increases expected.

Conclusion

      Historically, the subject's primary market has sustained high occupancy levels. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $265.00 to $439.00 per site, on a monthly basis. The subject property is currently quoting a monthly rental rate within the range of competing parks, or from $315.00 to $350.00 per site, which we believe is market-orientated. Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $16,000 to $27,056 per site. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, and current rent structure.


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                                   SITE PLAN

                               [GRAPHIC OMITTED]

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

      The subject site is located at the northeast and southeast quadrants of the intersection of Northwest 57th Avenue and 202nd Street in Miami, Dade County, Florida. The subject site is effectively irregular in shape and contains a total of 200 acres. The property consists of two distinct parcels separated by 202nd Street. Topographically, the site is basically level and at street grade. The north portion of the site fronts the east side of Northwest 57th Avenue and the north side of 202nd Street. The south portion of the subject site fronts the south side of 202nd Street and the east side of Northwest 57th Avenue. All municipal utility services are provided to the site including: electricity, telephone, gas, and sewer service. The north portion of the site is accessible via 202nd Street and Northwest 57th Avenue and the south portion is accessible from 202nd Street. Although this portion fronts the east side of Northwest 57th Avenue, it is not directly accessible from it.

      Each developed site has a concrete pad and off-street parking spaces. The streets within the park are two-lane and are asphalt-paved. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject improvements consist of an 864-site manufactured housing community, with two community centers, three swimming pools, one tennis court, two basketball half-courts, one shuffleboard court, and four playgrounds areas.

      The subject property was originally developed in 1983, with 864 sites. The community centers includes restroom facilities and open-space for resident use. The swimming pools are adjacent to the community centers, as are the playground areas. The swimming pool areas have chain link fencing surrounding the perimeter of the area, as well as concrete sidewalks.


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                                                            Property Description
================================================================================

      The exterior of the one-story community centers have a stucco finish with shingle roofs. Interior lighting is a combination of fluorescent and incandescent lighting fixtures. The community centers are fully air-conditioned and heated. At the time of property inspection, the community centers appeared to be well maintained.

      Off-site parking is available for each resident. Site improvements within the park include: paved streets, concrete pads, street lighting, signage, perimeter retaining walls, and fencing and concrete sidewalks. Recreational and boat storage areas are also located within the park. Overall, the site improvements appeared to be in good condition at the time of inspection.

      Royal Country is a functional manufactured housing community with good ingress and egress along 202nd Street and Northwest 57th Avenue. Overall, the subject community appears to be well maintained and is in good condition. The utility services are underground. Each site is separately metered. Royal Country competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities.

Real Property Taxes and Assessments

      Commercial property in Dade County is assessed at 100.0 percent of the Assessor's opinion of market value. The subject property is identified by tax parcel numbers 30-1131-002-0010, 30-1131-004-0010, 30-1131-002-0020, and
30-1131-003-0010, according to county records.

      The total amount of real estate taxes for 1996 payable in 1997 for the subject property amounts to $385,338. If paid prior to the November deadline, a discount of 4.0 percent can be obtained. We have assumed that a prudent investor would take advantage of the discount available. As a result, the subject's discounted tax liability amounted to $369,924 or $428.00 per site.

Zoning

      According to zoning officials of Dade County, the subject property is currently zoned AU, Agriculture Use. Based on conversations with zoning officials of Dade County, the subject property is a legal and conforming use under its current zoning classification.


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                                                                      CONCLUSION
================================================================================

Conclusion

      The subject property, Royal Country, is a functional manufactured housing community, which competes favorably in relation to its competition. The subject's primary market has sustained high occupancy levels and rental rate increases ranging from 3.0 to 4.0 percent, on average. Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $265.00 to $439.00. The subject property is currently quoting monthly rental rates ranging from $315.00 to $350.00 per site, which is within the range of competing parks, and appears to be market-oriented. Sale transactions of manufactured housings located within the subject's region range in unit sales prices per site from $16,000 to $27,056. Based on the subject's location, demographic, economic, market and physical characteristics, we believe Royal Country will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.


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                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.


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                                             Assumptions and Limiting Conditions
================================================================================

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.


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

                                                                   CERTIFICATION
================================================================================

      We certify that, to the best of our knowledge and belief:

1. Gregory I. Roude inspected the property, and Stanley R. Dennis, Jr., MAI, Director and Manager, has reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.


      /s/ Gregory I. Roude
      Gregory I. Roude
      Senior Appraiser


      /s/ Stanley R. Dennis, Jr.
      Stanley R. Dennis, Jr., MAI
      Director and Manager


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

                                                                         ADDENDA
================================================================================

                          QUALIFICATIONS OF APPRAISERS

================================================================================

                          QUALIFICATIONS OF APPRAISERS

================================================================================

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                                GREGORY I. ROUDE

Real Estate Experience

Senior Appraiser with Cushman & Wakefield of Illinois, Inc., Chicago, Illinois October 1996 - Present

Associate Appraiser with Cushman & Wakefield of Florida, Inc., Tampa, Florida May 1994 - October 1996

Associate Appraiser with Deighan Appraisal Associates, Inc., Port St. Lucie, Florida May 1993 - December 1993

Appraisal experience includes the valuation of income-producing real estate throughout the southeastern and midwestern United States.

Education

Master of Arts in Business Administration Real Estate Valuation & Urban Analysis University of Florida (August 1992 - May 1994)
Appraisal Institute accredited MAI-track program

Master of Building Construction
University of Florida (May 1989 - December 1990)

Bachelor of Architectural Design
University of Florida (May 1985 - May 1989)

Professional Education

      -  Real Estate Valuation I & II
      -  Case Studies in Valuation
      -  Report Writing
      -  Real Estate Finance
      -  Real Estate Market Analysis
      -  Soils and Land Use
      -  Real Estate Investment Analysis
      -  Standards of Professional Practice, Part A
      -  Standards of Professional Practice, Part B

Professional Affiliations

Candidate for the MAI designation - Appraisal Institute, Candidate No. M92-2300

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

         Course I-A        Fundamentals and Principles of Real Estate Appraisal
         Course I-B        Capitalization Theory and Techniques
         Course II-I       Case Studies in Real Estate Valuation
         Course II-2       Valuation Analysis and Report Writing
         Course II-3       Standards of Professional Practice
         Course IV         Litigation/Condemnation Valuation
         Course VI         Investment Analysis
         Course VIII       Residential Case Studies
         Course X          Market Analysis

         Seminar           Feasibility Analysis and Highest and Best Use
         Seminar           Discounted Cash Flow Analysis
         Seminar           Cash Equivalency
         Seminar           Subdivision Analysis
         Seminar           Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

                  --------------------------------------------------------------


                  MARKET STUDY OF REAL PROPERTY

                  Edwardsville Village
                  301 Beach Street
                  Edwardsville, Wyandotte County, Kansas


                  --------------------------------------------------------------


                  As of July 22, 1997


                  Prepared For:
                  Lehman Brothers
                  3 World Financial Center
                  12th Floor
                  New York, New York 10285


                  Prepared By:

                  Cushman & Wakefield of Illinois, Inc.
                  Valuation Advisory Services
                  455 North Cityfront Plaza Drive
                  Suite 2800
                  Chicago, Illinois 60611-5555


                                                             CUSHMAN &
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                                                     ---------------------------
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Cushman & Wakefield of Illinois, Inc.                      CUSHMAN &
455 N. Cityfront Plaza Drive                               WAKEFIELD(R)
Suite 2800
Chicago, IL 60611-5555                                 Improving your place
Tel: (312) 470-1800                                        in the world.
Fax: (312) 470-3800



July 22, 1997


Mr. Mark Mauldin
Underwriter
Lehman Brothers
3 World Financial Center
12th Floor
New York, New York 10285

Re:  Market Study of Real Property
     Friendly Village
     301 Beach Street
     Edwardsville, Kansas 66113

Dear Mr. Mauldin:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

      As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

      This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of the Appraiser.

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting purposes.

Mr. Mark Mauldin                      -2-                          July 22, 1997


      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      Notwithstanding anything to the contrary in Limiting Conditions annexed hereto (Investment Banker) and its affiliates (collectively "Banking Firm"), (Borrower/Owner), rating agencies, potential participating lenders determining whether to make a mortgage loan ("Loan") secured by the property which is the subject of this report, a purchaser or assignee of the Loan and investors involved in the Securitization (as defined below) may use and rely upon the report.

      "Securitization" shall mean either:

      a. A private placement Rule 144A offering to "qualified institutional buyers," as defined by Rule 144A ("Private Offering"); or

      b. If the referenced properties will be part of a pool of properties owned by various non-affiliated owners which will be the subject of a commercial mortgage-backed security offering ("Pooled Offering").

      The reports and the identity of our firm as the firm which prepared the reports may be accurately disclosed in the Offering Document for a Private Offering or a Pooled Offering.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Michael J. Schaeffer                     /s/ Stanley R. Dennis, Jr.
------------------------                     --------------------------
Michael J. Schaeffer                         Stanley R. Dennis, Jr., MAI
Director                                     Director and Manager
Chicago Valuation Advisory Services          Chicago Valuation Advisory Services


/s/ Jennifer L. Estrella
------------------------
Jennifer L. Estrella
Associate Appraiser

MJS/SRD:


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                                                        SUMMARY OF SALIENT FACTS
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Property Name:                     Edwardsville Village

Location:                          301 Beach Street
                                   Edwardsville, Wyandotte County, Kansas

Assessor's Parcel Number:          Based on information provided by county
                                   records, the subject property is identified by Assessor's Parcel Numbers: 185800,
                                   185803,185807, and 185809.

Date of Inspection:                The property was inspected on July 22, 1997.

Ownership:                         The subject property is legally entitled to
                                   Sun Communities, Inc.

Land Area:                         Based on information provided by county
                                   records, the subject property contains
                                   approximately 114.31 acres of land area, or 4,979,344 square feet.

Zoning:                            Based on information provided by the
                                   City of Edwardsville, the subject property is zoned R-2, Medium Density
                                   Residential 2 District.

Improvements

     Type:                         A manufactured housing community.

     Year Built:                   According to the information provided by
                                   the client and current property manager, the subject property was developed in phases, beginning in 1978.

     Size: The subject property consists of a 597-site manufactured housing community.

     Condition:                    At the time of inspection, the subject
                                   property was in good condition.

Special Assumptions:               1. Information regarding the subject
                                   property, including its physical
                                   characteristics, was provided to us by the


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                                                        Summary of Salient Facts
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                                   client and the on-site manager, and is
                                   assumed to be accurate.

                                   2. We were not provided with a legal plat of survey; therefore, information regarding the subject's land area was based on information supplied by county records. We recommend a certified plat of survey by a qualified engineer in the final determination regarding the land area of the subject property.

                                   3. The existence of potentially hazardous or toxic materials, which may be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman & Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                                   4. Our market and consulting report regarding the subject assumes the subject property, as presently improved, represents its highest and best use.

                                   5. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                                   6. Please refer to the complete list of
                                   assumptions and limiting conditions included at the end of this report.


                                                             CUSHMAN &
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                                                               TABLE OF CONTENTS
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PHOTOGRAPHS OF SUBJECT PROPERTY ...........................................    3

INTRODUCTION ..............................................................    7

     Identification of Property ...........................................    7

     Property Ownership and Recent History ................................    7

     Purpose and Function of the Evaluation and Consulting Assignment .....    7

     Scope of the Evaluation and Consulting Assignment ....................    7

     Date of Evaluation and Property Inspection ...........................    7

     Definitions and Other Pertinent Terms ................................    7

REGIONAL ANALYSIS .........................................................   10

NEIGHBORHOOD ANALYSIS .....................................................   18

MARKET ANALYSIS ...........................................................   20

     Competition ..........................................................   22

     Comparable Manufactured housing Community Sales ......................   26

     Demographic Trends ...................................................   28

     Expense Analysis .....................................................   29

     Market Supply and Demand .............................................   29

     Conclusion ...........................................................   29

PROPERTY DESCRIPTION ......................................................   32

     Site Description .....................................................   32


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                                                               Table of Contents
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     Improvements Description .............................................   32

     Real Property Taxes and Assessments ..................................   33

     Zoning ...............................................................   33

CONCLUSION ................................................................   34

ASSUMPTIONS AND LIMITING CONDITIONS .......................................   35

CERTIFICATION .............................................................   37

ADDENDA ...................................................................   38

Qualifications of Appraisers


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                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
--------------------------------------------------------------------------------


                                  [PHOTOGRAPH]

                       Front Entrance of the Subject Park


                                  [PHOTOGRAPH]

                           Property Management Office


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                                                 Photographs of Subject Property
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                                  [PHOTOGRAPH]

                      Typical Interior View of Subject Park


                                  [PHOTOGRAPH]

                    Typical Interior View of the Subject Park


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                                                 Photographs of Subject Property
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                                  [PHOTOGRAPH]

                    Typical Interior View of the Subject Park


                                  [PHOTOGRAPH]

                    Typical Interior View of the Subject Park


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                                                 Photographs of Subject Property
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                                  [PHOTOGRAPH]

                         Street Scene Along Beach Street


                                  [PHOTOGRAPH]

                          Street Scene Along 4th Street


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                                                                    INTRODUCTION
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Identification of Property

      The subject property consists of a 597-site manufactured housing community, situated on approximately 114.31 acres of land area, located in Edwardsville, Wyandotte County, Kansas. The property's street address is 301 Beach Street, Edwardsville, Kansas. The property was constructed in phases, beginning in 1978, and was 94.0 percent occupied at the time of inspection.

Property Ownership and Recent History

      The subject property is currently entitled to Sun Communities, Inc. Phase I development of the subject property began in 1978.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated the demographic, economic, and market demand and position regarding the subject property.

Date of Property Inspection

      The property was inspected July 20, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, are as follows:


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                                                                    Introduction
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Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located on the west side of 4th Street, just south of the Union Pacific railroad tracks, in Edwardsville, Wyandotte County, Kansas. The street address of the subject property is 301 Beach Street, Edwardsville, Kansas. The property is identified by tax parcel numbers 185800, 185803, 185807, and 185809, according to county records. The subject property's legal description, provided by county records, is presented as follows:

Parcel 185800:

Edwardsville Village, Tract A consisting of 18.623 acres, formerly a part of L7 of Williamson Farms.

Parcel 185803:

Edwardsville Village, Tract E & F, formerly part of L9 of Williamson Farms consisting of 16.679 acres more or less.

Parcel 185807:

Edwardsville Village, Tract B and Tract C.

Parcel 185809:

Edwardsville Village:

Tract D less follows: Beginning at the SE corner of Tract J, South 99.25 feet, West 205.83 feet, curve right-4.4 feet, north 98.43 feet, East 209.83 feet to point of the beginning.


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                                  LOCATION MAP

--------------------------------------------------------------------------------



                                [GRAPHIC OMITTED]



--------------------------------------------------------------------------------

                                                               REGIONAL ANALYSIS
--------------------------------------------------------------------------------

Introduction

      The market value of the real property is influenced by the economic, political, physical and social characteristics of the overall economic region of which it is a part. The following is an overview of the Kansas City region focusing on some of its more important characteristics.

      Kansas City, located along the state border of Missouri and Kansas, is the second largest city in the State of Missouri. The Kansas City metropolitan area consists of eleven counties, seven in the State of Missouri and four in the State of Kansas. Jackson, Johnson and Clay counties form the central core of the metropolitan area. Population trends in the Kansas City area are typical of an expanding metropolitan area. As the development density of the central core increases and the relative affordability decreases, the population migrates to the outlying areas.

Transportation

      Kansas City's extensive highway network is considered an asset. The city is located at the junction of three interstate highways (Interstates 29, 35 and 70) which are interconnected by four interstate linkages (Interstate 435, 470, 670 and 635). Interstate 35 is a north-south travel route providing Kansas City direct access to Wichita, Kansas to the south and to Des Moines, Iowa to the north. Interstate 29 originates in Kansas City and stems northward providing direct access to Omaha, Nebraska. Interstate 70 is the area's primary east-west travel route and provides direct access to St. Louis, Missouri to the east and Topeka, Kansas to the west. In addition, eight federal highways and forty-nine state roads round out the efficient highway system which has contributed to Kansas City's rank among the top ten trucking centers in the United States. The metropolitan area is served by 313 motor freight carriers, several of which are headquartered in Kansas City.

      The Kansas City Area Transportation Authority provides the largest public transportation system in the metropolitan area. Land based shuttle bus service is available to residents of the subject property. In addition, Kansas City is currently reviewing the possibility of a light rail system, which would link the central business district with major residential and business centers throughout the metropolitan area.


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                                                               Regional Analysis
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      The Kansas City metropolitan area is the second leading rail center in the nation, based on the number of rail car movements. Kansas City has approximately 300 freight movements and six Amtrak movements per day. Overall, there are eleven on-line railroads which provide daily service to the Kansas City area.
Due to its spacious railroad and intermodal system, 'which provides efficient interchange services between main line rail carriers, Kansas City enjoys the nation's most flexible storage and transit combinations.

      Due to Kansas City's location at the convergence of the Missouri and Kansas Rivers, river barge traffic offers an affordable alternative in transporting goods. The Kansas City metropolitan area has eight grain and bulk terminals and two full service terminals with high capacity cranes to handle a wide range of cargo holds. Currently, the area is served by six regulated barge lines and containerized shipping continues to expand.

      The Kansas City International Airport (KCI), which opened in 1972, established Kansas City as a center of the nation's transportation network, but the unique passenger friendly design is inefficient for today's airline hub operation market. In addition, the airport has suffered from unprofitable companies selecting the city for hub operations subsequent to deregulation. Today, the airport does not serve as a hub for any airlines. Southwest Airlines leads the way with 22.71 market share. A total of sixteen passenger airlines serve KCI with more than 230 flights daily. In addition to KCI, the Kansas City metropolitan area has 21 public and 73 private general aviation airports.

Employment

      The historical long-term trend for Kansas City employment is that the increase in the number of jobs has come from the expansion of the service sector, while the number of manufacturing jobs has remained relatively constant. The number of service producing jobs has increased 30.8 percent since 1983, following a decline during the recessionary period between 1979 and 1982. Total employment has increased 24.3 percent over the same time period.

      According to the Kansas City Chamber of Commerce, employment in the Kansas City area will grow slightly faster during the year ending First Quarter 1997 than it did the previous year. Nearly 12,100 jobs were added between First Quarter 1995 and First Quarter 1996, a 1.1 percent increase, while about 15,200 jobs will be added between First


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                                                               Regional Analysis
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Quarter 1996 and First Quarter 1997, an increase of 1.4 percent. Employment in the Kansas City metropolitan area will reach nearly 1.1 million during this same time period.

      Services and Retail Trade, the region's two largest industries, are expected to lead the way in job creation over the next year. Both the retail and service sectors continue to benefit from an economy characterized by high employment and rising income. The services sector added 8,100 jobs between First Quarter 1995 and First Quarter 1996 and is expected to add another 9,000 jobs by First Quarter 1997. The services sector comprises about a third of the jobs in the metro area, an indication of just how much the economy has shifted its emphasis away from goods production. Services will reach a total of 337,700 jobs by First Quarter 1997, accounting for approximately 60 percent of the region's job growth. The majority of job growth in the services sector is concentrated in the business, medical, professional and non-profit sectors.

      Retail Trade is the second largest sector, accounting for 17 percent of the jobs in metropolitan Kansas City. The Kansas City Chamber of Commerce states that employment growth in the retail trade industry is expected to more than double in the next year compared to the prior year. The Finance, Insurance and Real Estate (FIRE) sector is expected to add an additional 1,700 jobs by First Quarter 1997. This mirrors job growth within this sector from the previous year. By First Quarter 1997, this sector should employ approximately 91,500 persons. The Wholesale Trade sector is forecasted to add approximately 1,500 jobs by First Quarter 1997, expanding its employment base to 69,100 jobs. This nearly doubles the number of jobs created within this sector during the prior year.

      The Transportation, Communications and Public Utility industry is expected to add an additional 500 jobs by First Quarter 1997, raising the total number of people employed in this sector to 74,400. Manufacturing will remain basically unchanged between First Quarter 1996 and First Quarter 1997. This represents an improvement over the previous year when nearly 800 jobs were lost within this sector. Manufacturing currently represents approximately 10.2 percent of jobs in the metropolitan area, or 110,233 jobs. The Public or Governmental sector of the Kansas City economy represents the third largest employer in the area, representing approximately 13.1 percent of the total job force. Due to a reduction in Federal civilian workers, this sector is expected to lose approximately 1,800 jobs by First Quarter 1997.


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                                                               Regional Analysis
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      Analysts agree that relatively scarce labor will continue to act as a constraint on economic growth locally, though evidence suggests that constraints are easing somewhat as more people are drawn to the Kansas City labor market. Employment is predicted to grow 1.4 percent by First Quarter 1997, while tight labor markets are expected to increase real personal income by approximately 2.9 percent by the first months of 1997.

      Below we have listed a number of Kansas City's major employers:

      Major Employers               Products/Services        Employees
      ---------------               -----------------        ---------
      Ford Motor Co.                Automobiles              5,000+
      AT&T                          Communications           5,000+
      Health Midwest                Health Care              5,000+
      Hallmark Cards, Inc.          Greeting Cards           5,000+
      Sprint                        Communications           5,000+
      Southwestern Bell             Communications           5,000+
      Fort Leavenworth              Military                 5,000+
      State of Kansas               Government               5,000+
      State of Missouri             Government               5,000+
      U of K Medical Center         Health Care              5,000+

      The ten-year unemployment rate trends for Kansas City, the state of Missouri, and the United States are shown graphically on the following page. Information regarding the 1987 unemployment rate for Kansas City was unavailable.


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                                                               Regional Analysis
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                        10 YEAR UNEMPLOYMENT RATE TRENDS

                                [GRAPHIC OMITTED]

      Unemployment rates in Kansas City have fluctuated. Unemployment was particularly high in 1988 at 5.3 percent and peaked in 1991 at 5.5 percent. After dropping to 4.8 percent in 1994, the unemployment rate increased to 5.2 percent in 1993. In 1994, the rate then dropped to 4.6 percent and dropped even further in 1995 to 4.3 percent, a nine-year low for the Kansas City metropolitan area. As demonstrated in the above graph, with the exception of year-to-date 1996 unemployment figures, the Kansas City metropolitan unemployment rate has consistently fallen below the Missouri unemployment rate and has also remained well below the national rate.

Population

      Despite minimal population growth within Jackson County and the State of Missouri, the Kansas City metropolitan area witnessed a population increase between 1980 and 1990 similar to the percentage increase experienced by the nation as a whole. A review of historical population figures for the Kansas City metropolitan area indicates that the area's population has increased on a consistent basis since 1980. Strong population growth and positive in-migration in the Kansas City metropolitan area will no doubt be encouraged by the region's pro-business environment and an overall affordable cost of living.


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                                                               Regional Analysis
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--------------------------------------------------------------------------------
                                   POPULATION
--------------------------------------------------------------------------------
                                                            % Change   % Change
                       1980          1990       Est. 1996   1980-1990  1990-1996
--------------------------------------------------------------------------------
Kansas City         1,449,380     1,582,874     1,658,117      9.21%      4.75%
--------------------------------------------------------------------------------
Johnson County        317,100       348,600       405,400      9.93%     16.30%
--------------------------------------------------------------------------------
Kansas              2,483,900     2,518,000     2,572,500      1.37%      2.16%
--------------------------------------------------------------------------------
Missouri            4,916,766     5,116,901     5,277,640      4.07%      3.14%
--------------------------------------------------------------------------------
United States     226,546,000   248,710,000   262,381,422      9.78%      5.50%
--------------------------------------------------------------------------------

New Construction

      Multifamily construction in the Kansas City metropolitan area has increased significantly since 1991. Permits for 1,700 multifamily units were issued within the Kansas City metropolitan area during the first seven months of 1996. This represents a 240 percent increase over the total number of new units constructed in the entire year of 1995. Prior to 1996 figures, the highest number of new units constructed in the region equated to 800 units in 1994. This considerable increase is a result of increased demand for multi-family product, an abundance of available vacant land, and a significant amount of available capital. Single family construction in Kansas City has been relatively steady, with the exception of 1996 where, through the first seven months, permits representing 4,900 new housing units have been issued. This represents a 40 percent increase over the total number of new housing units constructed during the entire year of 1995.

Culture/Recreation

      Community services found in the Kansas City metropolitan area consist of approximately 50 hospitals and 234 nursing homes. The city is also served with 59 public libraries and several university libraries. Kansas City is also home to the Linda Hall Library of Science and Technology, the largest privately endowed scientific and technological library in the country. Cultural and social activities in the Kansas City Area include the American Royal Museum, the NCAA Visitors Center, the Woodlands Race Track and Worlds of Fun and Oceans of Fun. Kansas City is also home to a professional football team and a professional baseball team, both of which host local events in side-by-side baseball and football stadiums referred to as the Truman Sports Complex. In addition, three riverboat


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                                                               Regional Analysis
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gambling casinos have opened along the Missouri River. Other recreational amenities include 57 private and public golf courses, 109 tennis facilities, 22 country clubs, 600 parks, 24 public lakes, 20 art galleries and more than 40 museums.

Conclusion

      Although the Kansas City metropolitan area will continue to be subject to national economic trends and conditions, the diversity of the local economy will insulate the area from volatile economic shifts. The continuation of the Kansas City metropolitan area's healthy business climate, as well as its economic stability, should ensure a favorable environment for real estate development and investment over the long-term.


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                                NEIGHBORHOOD MAP

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                                [GRAPHIC OMITTED]


                                  ------------
                                  EDWARDSVILLE

--------------------------------------------------------------------------------

                                                           NEIGHBORHOOD ANALYSIS
--------------------------------------------------------------------------------

      The subject property is situated west of 4th Street, just south of the Union Pacific railroad tracks, in Wyandotte County, Kansas. The subject's immediate neighborhood is roughly bounded by State Highway 32 (K 32) to the north, the Kansas River to the south, Interstate 435 to the east, and State Highway 107 (K 107) to the west.

      Residential and commercial land uses surround the subject property. Residential development in the area consists of apartments and single-family homes. Commercial development in the area consists of a strip-commercial shopping center, known as Edwardsville Plaza, which is adjacent to a low-rise office building complex, known as Edwardsville Offices. Businesses located within the Edwardsville Plaza include individually owned businesses, including Edwardsville Grocery, Bodyworks Massage Therapy, and Hairatage Hairstyle. Also located in the immediate area of the subject property is the City Hall of Edwardsville, and the city police station.

      The subject property is easily accessible in the Kansas City metropolitan area. Roadways leading to and from the subject's immediate neighborhood include:
K 32, 4th Street, 9th Street, and K 107. State Highway 32 provides access to Interstate 435, located approximately 2 miles northeast of the subject property. The main roadway leading to the subject property, 4th Street, is a two-lane concrete paved road which runs north and south improved with concrete curbs and gutters. State Highway 32, which runs east and west, is located just five blocks north of the subject property.

      Although the City of Edwardsville has not estimated current or projected population figures for the city, but the 1990 estimated population was 3,979. The 1980 estimated population was 3,364. Thus, the population increased at a compound annual rate of 1.69 percent between 1980 and 1990.

      Provided in the table on the following page is a list of the largest area employers, a description of their products, and number of employees.


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                                                           Neighborhood Analysis
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--------------------------------------------------------------------------------
                             LARGEST AREA EMPLOYERS
--------------------------------------------------------------------------------
   Company                            Products                         Number of
                                                                       Employees
--------------------------------------------------------------------------------
1  Standard Motor Products            Package Auto Replacement Parts      425
--------------------------------------------------------------------------------
2  Millard Refrigeration Services     Freezer Food Storage                325
--------------------------------------------------------------------------------
3  Sonoco                             Composite Cans                       70
--------------------------------------------------------------------------------
4  Appleton Papers                    Warehouse/Distribution Center        60
--------------------------------------------------------------------------------
5  Inx International Ink Co.          Manufacturer of Printing Ink         60
--------------------------------------------------------------------------------
6  Jet Tech                           Sewer Plant Components               55
--------------------------------------------------------------------------------
7  Squareshooter Candy Co.            Hard Candy                           40
--------------------------------------------------------------------------------
8  Ranch Hand Foods                   Processed Frozen Steaks              25
--------------------------------------------------------------------------------
9  Life and Safety                    Retail First Aid Supplies            25
--------------------------------------------------------------------------------
10
--------------------------------------------------------------------------------
Source:   Edwardsville Community Profile
--------------------------------------------------------------------------------

      The subject property is situated in an area well suited for manufactured housing development. Real estate values are anticipated to increase at a steady pace. The economy in the area is anticipated to be good, and the growth in population is anticipated to increase at a steady pace.


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                                                                 MARKET ANALYSIS
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National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in Michigan; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in Michigan.

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, Michigan, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

      The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and attractive living requirements. Today, approximately one out of sixteen families live in manufactured housing units. The manufactured housing market share has been growing steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to
14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To


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                                                                 Market Analysis
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purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, Michigan. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by persons 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994, Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1995, ROC communities and Manufactured Home Communities (MHC) continued to lead and dominate the Real Estate Investment Trust market. Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997.

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-


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                                                                 Market Analysis
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pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality manufactured housing communities has been substantially reduced compared to the 1980's. Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with the REITs leading the way.

Competition

      We have surveyed three manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 1,611 sites. The combined occupancy rate of these three manufactured housing communities, including the subject property, is approximately 93.9 percent. Excluding the subject property in our survey, the combined occupancy rate is also approximately 93.8 percent, based on 1,014 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.


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
------------------------------------------------------------------------------------------------------------------------------
                                  SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
------------------------------------------------------------------------------------------------------------------------------
                                   Number Of
                                     Sites
                                     -----                        Age                   Services      Date Of       Average
 Comp.             Name            Occupancy                      ---       Monthly     Provided    Last Rental     Rental
  No.            Location            Level     Amenities       Condition     Rent        in Rent      Increase     Increases
------------------------------------------------------------------------------------------------------------------------------
  R-1    Santa Barbara Estates        484      RV/boat           1967     $273.00/Mo.     Sewer     April, 1997    Increase
         1600 N. Riverview Road      -----     storage           ----         or          Refuse                   varies-
         Olathe, Kansas               99%      Clubhouse         Good     $283.00/Mo.                              Most recent
                                               Pool                                                                increase
                                                                                                                   was
                                                                                                                   $15.00/Mo.
------------------------------------------------------------------------------------------------------------------------------
  R-2    River Oaks Estates           397      RV/boat           1973     $205.00/Mo.    Refuse      July, 1997    $10.00/Mo.
         6200 Swartz                 -----     storage           ----         or
         Kansas City, Kansas         86.0%     Clubhouse        Average   $215.00/Mo.
                                               Pool
                                               Playground
------------------------------------------------------------------------------------------------------------------------------
  R-3    Riverview Estates          133(1)     RV/boat           1986     $205.00/Mo.     None      August, 1997   $5.00/Mo.
         South 74th Street &        ------     storage           ----         or
         K 32                        98.5%     Clubhouse         Good     $215.00/Mo.
         Kansas City, Kansas                   Pool
------------------------------------------------------------------------------------------------------------------------------
Subject  Edwardsville Village         597      RV/boat           1978      $231/Mo.      Refuse    January, 1997   Increase
         301 Beach Street            -----     storage           ----         or                                   varies-Most
         Edwardsville, Kansas        94.0%     Playground        Good     $236.00/Mo.                              recent
                                               Ball Field                                                          increase
                                                                                                                   was
                                                                                                                   $9.00/Mo.
------------------------------------------------------------------------------------------------------------------------------
1)    The current number of site at Riverview Estates is 133. Construction of an additional 30 sites is expected to begin September, 1997.

                       COMPETING MANUFACTURED HOUSING MAP

--------------------------------------------------------------------------------



                                [GRAPHIC OMITTED]



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                                                                 Market Analysis
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      Rental rates of manufactured housing communities located within the subject's primary market range from $205.00 to $283.00 per site, on a monthly basis. The subject property is currently quoting monthly rental rates within the market range, or at $231.00 or 236.00 per site. The last rental rate increase at the subject property was as of January 1, 1997. As a concession, rental rates, may be $179.00 or $199.00 per month, if residents relocate to the park in a new Sun Communities manufactured home or other new home from an outside dealer.

      The preceding comparable rentals are considered most competitive to the subject property regarding amenities offered, condition, and location.

      Comparable R-1, Santa Barbara Estates, is located at 1600 North Riverview Road, in Olathe, Kansas. This comparable property contains 484 sites, and is 99.0 percent occupied. Santa Barbara Estates was developed in 1967. Rental rate increases do not occur every year, but the most recent increase was $15.00 per month. Amenities include RV/boat storage, a clubhouse, and pool. Monthly rental rates are $273.00 per month for single-wide pad sites, and $283.00 per month for double-wide pad sites, with sewer and refuse service included in the monthly rental payment.

      Comparable R-2, River Oaks Estates, is located at 6200 Swartz Street, in Kansas City, Kansas. River Oaks Estates contains 397 sites, and is 86.0 percent occupied. River Oaks Estates was developed in 1973. Rental rate increases do not occur every year, but the average rental rate increase in the past five years was approximately $10.00 per month. Amenities include RV/boat storage, a clubhouse, a pool, and a playground. Monthly rental rates are $205.00 per month for single-wide sites, and $215.00 per month for double-wide sites, with refuse service included in the monthly rental payment.

      Comparable R-3, Riverview Estates, is located at South 74th Street and Kansas State Highway 32, in Kansas City, Kansas. Riverview Estates contains approximately 133 sites, and is approximately 98.5 percent occupied. Riverview Estates was developed in 1986. Rental rate increases do not occur every year, but the average rental rate increase in the past several years has been $5.00 per month. Amenities include RV/boat storage, a clubhouse, and a pool. Monthly rental rates are $205,00 per month for single-wide sites, and $215.00 per month for double-wide sites, with no utility services included in the monthly rental payment.

      In our opinion, and based on conversations with the on-site manager, comparables, R-2 and R-3 compete most favorably with the subject property, with monthly rental rates at $205.00 or $215.00 per site. Overall, these comparable properties are 89.1 percent occupied.


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                                                                 Market Analysis
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It should be noted, that the subject property was 94.0 percent occupied at the time of inspection.

      The subject's primary market has maintained high occupancy levels and annual rental rate increases ranging from 2.0 to 5.0 percent, on average. The subject property is currently quoting a monthly rental rates of $231.00 or $236.00 per site, which is within the range of rental rates of our comparable properties. The subject property competes most effectively with its primary competitors regarding amenities, condition and current rent structure.

Comparable Manufactured Housing Community Sales

      A search of the Kansas and Missouri regional market revealed three recent sales of manufactured housing communities. The following is a brief discussion of each of these manufactured housing sales. These sales are summarized on the following facing page.

      Comparable Sale I-1, is located at 3210 Crystal Road, in Kansas City, Missouri. This property contains 211 sites, situated on 18.58 acres of land area. The property was in average condition at the time of sale and was developed in 1958. The park includes a playground and laundry facilities as amenities. The property was approximately 95.0 percent occupied at the time of sale. The property was purchased for $2,200,000, which equates to $10,427 per site.

      Comparable Sale I-2, is located at 4480 South Meridian Avenue, in Wichita, Kansas. This property contains 241 sites, situated on approximately 35.79 acres of land area. The property was in average-good condition at the time of sale. Amenities include: a pool, a clubhouse/leasing office, a fishing lake, and a playground. The property was approximately 98.3 percent occupied at the time of sale. The property was purchased for $3,012,500, which equates to $12,500 per site.

      Comparable Sale I-3, is located at 12301 Northwest Heady Avenue, in Kansas City, Missouri. This property contains 102 sites, situated on approximately 20.0 acres of land area. The property was in average condition at the time of sale and was developed in 1970. The property was approximately 85.0 percent occupied at the time of sale. The property was purchased for $727,000, which equates to $$7,128 per site.


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
------------------------------------------------------------------------------------------------------------------------------------
                                           SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                        $EGI/Site
                                                                                   Sales Price                           ---------
                                                                                    Per Site                           $Expense/Site
                                      Sales Date      Land Area       Density       --------                   EGIM    -------------
 Comp.              Name              ----------     ----------       -------       Occupancy                  ----    Expense Ratio
  No.             Location            Sales Price     No. Sites      Condition       At Sale      $NOI/Site     OAR       % Of EGI
  I-1    Manchester Mobile Village       1/97           18.58          11.36         $10,427       $1,206      5.06x       $2,061
         3210 Crystal Road              -------         -----          -----         -------                   -----       ------
         Kansas City, Missouri        $2,400,000         211          Average         95.0%                   11.57%        $855
                                                                                                                           ------
                                                                                                                           41.5%
------------------------------------------------------------------------------------------------------------------------------------
  I-2    Green Acres                     12/96          35.79          6.73          $12,500       $1,043      7.56x       $1,653
         4480 South Meridian Avenue     -------         -----          ----          -------                   -----       ------
         Wichita, Kansas              $3,012,500         241         Average-         98.3%                    8.34%        $610
                                                                       Good                                                ------
                                                                                                                           36.9%
------------------------------------------------------------------------------------------------------------------------------------
  I-3    Ferrelwood Mobile Home          7/94           20.00          5.32          $7,128         $828       4.99x       $1,428
         Park                           -------        ------          ----          -------                   -----       ------
         12301 Northwest Heady         $775,000          102          Average         85.0%                    11.6%        $600
         Avenue                                                                                                            ------
         Kansas City, Missouri                                                                                             42.0%
------------------------------------------------------------------------------------------------------------------------------------
Subject  Edwardsville Village            - - -         114.31          5.22           - - -         - - -       N/A        $2,822
         301 Beach Street                              ------          ----          -------       -------                 -----
         Edwardsville, Kansas                            597           Good           94.0%        $1,900                   $922
                                                                                                                           -----
                                                                                                                           32.7%
------------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
 Comp.      Comparability
  No.       to the Subject        Comments
--------------------------------------------------------------------------------
  I-1          Similar       Developed in 1958:
                             Average condition;
                             Amenities include
                             laundry
                             facilities, and a
                             playground; Paved
                             streets.
--------------------------------------------------------------------------------
  I-2          Superior      Average to good
                             condition;
                             Amenities include:
                             clubhouse, fishing
                             lake, and a
                             playground; Paved
                             streets. Refuse
                             service included
                             in rental rate.
--------------------------------------------------------------------------------
  I-3          Inferior      Developed in 1970;
                             Sales prices of
                             $727,000 is the
                             cash equivalent
                             sales price.
--------------------------------------------------------------------------------
Subject        Subject       Developed in
               Property      phases beginning
                             in 1978; Good
                             Condition;
                                                       Amenities include:
                                                       RV/Storage,
                                                       playground and a
                                                       ball field; Paved
                                                       streets.
--------------------------------------------------------------------------------

                                                                 Market Analysis
--------------------------------------------------------------------------------

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the population within the subject's primary 5-mile and secondary 10-mile market area, as of 1997, is 33,815 and 277,640, respectively. The population of the subject's primary and secondary market areas is projected to increase to 34,874 and 287,822, respectively, by the year 2002, according to NDS.

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 12,632 and 110,216, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas are projected to increase to 13,602 and 116,368, respectively.

      Within a 5-mile radius of the subject property, the average and median household income levels, for 1997, are $61,106 and $42,213, respectively, while per capita income is $22,955. Within a 5-mile radius of the subject property, the average and median household income, and per capita income levels, are projected to increase by the year 2002, to $76,383, $47,939 and $30,219, respectively.

      Based on the above levels, the demographics of the subject's primary market area appear to be positive, based on information provided by NDS.


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                                                                 Market Analysis
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Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the midwest region of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

      As presented in the summary of Manufactured Housing Communities Sales Summary, operating expense ratios of competing parks range from 36.9 to 42.0 percent of effective gross income levels, and $600 to $855 on a per site basis. The subject property is currently reporting expenses at 32.7 percent of effective gross income, and $922 on a per site basis, which is within the range of industry standards and near the range of expense ratios and expenses on a per site basis of similar manufactured housing communities previously presented.

Market Supply and Demand

      There are a total of three competing manufactured housing communities located within the subject's market, which total 1,014 sites, with a corresponding average occupancy rate of 93.8 percent. Based on conversations with officials in the City of Kansas City Planning Department, a development proposal for a mix-used use development which includes a manufactured housing community, has been submitted to the city for review. The proposed manufactured housing community, would be located between the Kansas Turnpike and State Avenue, and 65th and 69th Streets. The park developer is reportedly Tartan Properties, and at least 200 pad sites are currently proposed for the park.

      No specific absorption statistics were available on current competing parks, since the subject's competing parks have historically reported occupancy rates at, or above 86.0 percent. The subject property, based on conversations with management, has historically kept pace with occupancy rates consistent with competing parks, and is currently 94.0 percent occupied. We believe the current occupancy rate of the subject property is stabilized, and consistent with occupancy rates of competing parks presently presented. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady rental rate increases expected.

Conclusion

      Historically, the subject's primary market has sustained high occupancy levels. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $205.00 to $283.00 per site, on a monthly basis. The subject property is currently quoting a monthly rental rate within the range of competing parks, or at $231.00 or 236.00 per site, which we believe is market-orientated. Based on our research, steady


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Market Analysis

increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $7,128 to $12,500 per site. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, and current rent structure.


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                                    SITE PLAN

--------------------------------------------------------------------------------


COMMUNITY
PLAN

                                [GRAPHIC OMITTED]


--------------------------------------------------------------------------------

                                                            PROPERTY DESCRIPTION
--------------------------------------------------------------------------------

Site Description

      The subject site is located along the west side of 4th Street, just south of the Union Pacific railroad tracks, in Edwardsville, Kansas. The subject site is effectively irregular in shape and contains approximately 114.31 acres, or 4,979,344 square feet. Topographically, the site is basically level and at street grade. All municipal utility services are provided to the site including: gas, electricity, telephone, gas and sewer service. Primary access to the subject site is available off of Beach Street.

      Each developed site has a concrete site and street parking available. The streets within the park are two-lane, with concrete curbs. Overall, the subject site is typical of the area and is functionally well suited for a its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject improvements consist of a 597-site manufactured housing community, with RV/boat storage, a playground, and ball field. Of the 597 total sites, 539 sites are single-wide, while the remaining 58 sites are double-wide. According to information provided by the client and property manager, the subject property was developed in phases, beginning in 1978.

      Street parking is available for each resident. Site improvements within the park include: paved streets, concrete sites, street lighting, signage, and concrete sidewalks. The playground, ball field, and RV/boat storage area are located at the southern portion of the subject park. Overall, the site improvements appeared to be in good condition at the time of inspection.

      Edwardsville Village is a functional manufactured housing community with good ingress and egress along Beach Street. Overall, the subject community appears to be well maintained and is in good condition. The utility services are underground. Each site is separately metered. Edwardsville Village is a functional manufactured housing community


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                                                            Property Description
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and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities.

Real Property Taxes and Assessments

      Commercial property in Wyandotte County is assessed at 25.0 percent of the Assessor's opinion of market value. Tax bills are issued on a semi-annual basis. The subject property is identified by tax parcel numbers 185800, 185803, 185807, and 185809, according to county records.

      The total amount of real estate taxes for 1996 payable in 1997 for the subject property amounts to $117,186.03. The total amount of real estate taxes for 1996 payable in 1997 equates to approximately $196.29 per site.

Zoning

      According to zoning officials of the City of Edwardsville, the subject property is currently zoned R-2, Medium Density Residential 2. Based on conversations with zoning officials of the City of Edwardsville, the subject property is a legal and conforming use under its current zoning classification.


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                                                                      CONCLUSION
--------------------------------------------------------------------------------

Conclusion

      The subject property, Edwardsville Village, is a functional manufactured housing community, which competes favorably in relation to its competition. The subject's primary market has sustained high occupancy levels and rental rate increases ranging from 2.0 to 5.0 percent, on average. Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $205.00 to $283.00. The subject property is currently quoting a monthly rental rates of $231.00 or $236.00 per site, which is within the range of competing parks, and appears to be market-oriented. Sale transactions of manufactured housings located within the subject's region range in unit sales prices per site from $7,128 to $12,500. Based on the subject's location, demographic, economic, market and physical characteristics, we believe Edwardsville Village will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.


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

ASSUMPTIONS AND LIMITING CONDITIONS

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&Ws prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.


                                       35
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                                             Assumptions and Limiting Conditions
--------------------------------------------------------------------------------

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.


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                                                                  CERTIFICATION
-------------------------------------------------------------------------------
We certify that, to the best of our knowledge and belief:

1. Jennifer L. Estrella inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, Director and Manager, have reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.



/s/Michael J. Schaeffer   /s/Jennifer L. Estrella   /s/Stanley R. Dennis, Jr.
-----------------------   -----------------------   -------------------------
Michael J. Schaeffer      Jennifer L. Estrella      Stanley R. Dennis, Jr., MAI
Director                  Associate Appraiser       Director and Manager


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                                                                         ADDENDA
--------------------------------------------------------------------------------


                          QUALIFICATIONS OF APPRAISERS

                                                     STATEMENT OF QUALIFICATIONS
--------------------------------------------------------------------------------

                              JENNIFER L. ESTRELLA

Education

Bachelor of Business Administration, Finance Major
Loyola University Chicago, 1991

Master of Urban Planning, Economic Development Concentration
University of Illinois at Urbana-Champaign, 1996

Real Estate Education

The following courses have been completed through the Real Estate Program at the University of Illinois at Urbana-Champaign:

          Real Estate Financial Markets
          Urban Real Estate Valuation
          Real Estate and Urban Land Economics

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, Inc., Valuation Advisory Services

                                                     STATEMENT OF QUALIFICATIONS
--------------------------------------------------------------------------------

                              MICHAEL J. SCHAEFFER


Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

          Real Estate Appraisal Principles lA-1
          Basic Valuation Procedures 1A-2
          Standards of Professional Practice
          Capitalization Theory and Techniques 1BA
          Capitalization Theory and Techniques IBB
          Advanced Applications 550
          Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
--------------------------------------------------------------------------------

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

          Course I-A     Fundamentals and Principles of Real Estate Appraisal
          Course I-B     Capitalization Theory and Techniques
          Course II-1    Case Studies in Real Estate Valuation
          Course II-2    Valuation Analysis and Report Writing
          Course II-3    Standards of Professional Practice
          Course IV      Litigation/Condemnation Valuation
          Course VI      Investment Analysis
          Course VIII    Residential Case Studies
          Course X       Market Analysis

          Seminar        Feasibility Analysis and Highest and Best Use
          Seminar        Discounted Cash Flow Analysis
          Seminar        Cash Equivalency
          Seminar        Subdivision Analysis
          Seminar        Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

                  --------------------------------------------------------------
                  MARKET STUDY OF REAL PROPERTY

                  Timberbrook
                  54686 County Road 19
                  Bristol, Elkhart County, Indiana

                  --------------------------------------------------------------
                  As of July 21,1997

                  Prepared For

                  Lehman Brothers
                  3 World Financial Center
                  20th Floor
                  New York, New York 10285

                  Prepared By:

                  Cushman & Wakefield of Illinois, Inc.
                  Valuation Advisory Services
                  455 North Cityfront Plaza Drive
                  Suite 2800
                  Chicago, Illinois 60611-5555



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

Cushman & Wakefield of Illinois, Inc.                [CUSHMAN & WAKEFIELD LOGO]
455 N. Cityfront Plaza Drive
Suite 2800
Chicago, IL 60611-5555
Tel: (312) 470-1800
Fax: (312) 470-3800

July 23, 1997

Mr. Mark Mauldin
Underwriter
Lehman Brothers
3 World Financial Center
20th Floor
New York, New York 10285

Re: Market Study of Real Property
    Timberbrook
    54686 County Road 19
    Bristol, Elkhart County, Indiana 46507

Dear Mr. Mauldin:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

      As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

      This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of the Appraiser.

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting purposes.

================================================================================

                                                             CUSHMAN &
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                                                     VALUATION ADVISORY SERVICES
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

Mr. Mark Mauldin                      -2-                          July 23, 1997

      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      Notwithstanding anything to the contrary in Limiting Conditions annexed hereto (Investment Banker) and its affiliates (collectively "Banking Firm"), (Borrower/Owner), rating agencies, potential participating lenders determining whether to make a mortgage loan ("Loan") secured by the property which is the subject of this report, a purchaser or assignee of the Loan and investors involved in the Securitization (as defined below) may use and rely upon the report.

      "Securitization" shall mean either:

      a. A private placement Rule 144A offering to "qualified institutional buyers," as defined by Rule 144A ("Private Offering"); or

      b. If the referenced properties will be part of a pool of properties owned by various non-affiliated owners which will be the subject of a commercial mortgage-backed security offering ("Pooled Offering").

      The reports and the identity of our firm as the firm which prepared the reports may be accurately disclosed in the Offering Document for a Private Offering or a Pooled Offering.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Michael J. Schaeffer                     /s/ Stanley R. Dennis, Jr.
------------------------                     --------------------------
Michael J. Schaeffer                         Stanley R. Dennis, Jr., MAI
Director                                     Director and Manager
Chicago Valuation Advisory Services          Chicago Valuation Advisory Services


/s/ Jody L. Garbisch
--------------------
Jody L. Garbisch
Associate Appraiser

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

                                                   SUMMARY OF SALIENT FACTS
================================================================================

Property Name:                                 Timberbrook

Location:                                      54686 County Road 19
                                               Bristol, Elkhart County, Indiana

Assessor's Parcel Number:                      Based on information provided
                                               by county records, the subject
                                               property is identified by
                                               Assessor's Parcel Numbers:
                                                           03-32-300-005
                                                           03-32-300-001
                                                           03-32-176-001
                                                           03-32-176-002
                                                           03-32-152-001
                                                           03-31-400-006
                                                           03-32-151-001
                                                           03-31-279-001
                                                           03-32-300-006

Date of Inspection:                            The property was inspected
                                               July 21, 1997.

Ownership:                                     The subject property is
                                               legally entitled to Sun
                                               Communities, Inc.

Land Area:                                     Based on information provided
                                               by county records, the subject
                                               property contains approximately
                                               115.88 acres of land area or
                                               5,047,733 square feet.

Zoning: Based on information provided by Elkhart County, the subject property is zoned A-1,
                                               Agriculture.

Improvements
   Type:                                       A manufactured housing
                                               community.

   Year Built:                                 The subject property was
                                               originally developed in
                                               approximately 1966.

   Size: The subject property consists of a 567-site manufactured housing community.

   Condition:                                  At the time of inspection, the
                                               subject property was in good
                                               condition.

================================================================================

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                                                        Summary of Salient Facts
================================================================================

Special Assumptions:               1. Information regarding the subject
                                   property, including its physical
                                   characteristics, was provided to us by
                                   the client and the on-site manager, and
                                   is assumed to be accurate.

                                   2. We were not provided with a legal
                                   plat of survey; therefore, information
                                   regarding the subject's land area was
                                   based on information supplied by county
                                   records. We recommend a certified plat
                                   of survey by a qualified engineer in the final determination regarding the land area of the subject property.

                                   3. The existence of potentially
                                   hazardous or toxic materials, which may
                                   be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman & Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                                   4. Our market and consulting report
                                   regarding the subject assumes the
                                   subject property, as presently improved, represents its highest and best use.

                                   5. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                                   6. Please refer to the complete list of
                                   assumptions and limiting conditions
                                   included at the end of this report.

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                                                               TABLE OF CONTENTS
================================================================================

PHOTOGRAPHS OF SUBJECT PROPERTY .........................................   3

INTRODUCTION ............................................................   7

 Identification of Property .............................................   7

 Property Ownership and Recent History ..................................   7

 Purpose and Function of the Evaluation and Consulting Assignment .......   7

 Scope of the Evaluation and Consulting Assignment ......................   7

 Date of Evaluation and Property Inspection .............................   7

 Definitions and Other Pertinent Terms ..................................   7

REGIONAL ANALYSIS .......................................................  10

NEIGHBORHOOD ANALYSIS ...................................................  17

MARKET ANALYSIS .........................................................  18

 Competition ............................................................  20

 Comparable Manufactured housing Community Sales ........................  24

 Demographic Trends .....................................................  26

 Expense Analysis .......................................................  27

 Market Supply and Demand ...............................................  27

 Conclusion .............................................................  28

PROPERTY DESCRIPTION ....................................................  30

 Site Description .......................................................  30


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                                                               Table of Contents
================================================================================

  Improvements Description ..............................................  30

  Real Property Taxes and Assessments ...................................  31

  Zoning ................................................................  32

CONCLUSION ..............................................................  33

ASSUMPTIONS AND LIMITING CONDITIONS .....................................  34

CERTIFICATION ...........................................................  36

ADDENDA .................................................................  37

   Qualifications of Appraisers


                                       2
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                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                                [GRAPHIC OMITTED]


                     Front Entrance of the Subject Property


                                [GRAPHIC OMITTED]


                          Exterior of Community Center


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                                                 Photographs of Subject Property
================================================================================

                                [GRAPHIC OMITTED]


                    Typical Interior View of the Subject Park


                                [GRAPHIC OMITTED]


                    Typical Interior View of the Subject Park


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                                                 Photographs of Subject Property
================================================================================

                                [GRAPHIC OMITTED]


                    Typical Interior View of the Subject Park


                                [GRAPHIC OMITTED]


                    Typical Interior View of the Subject Park


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                                                 Photographs of Subject Property
================================================================================

                                [GRAPHIC OMITTED]


                 Street Scene Facing North Along County Road 19


                                [GRAPHIC OMITTED]


                 Street Scene Facing South Along County Road 19


                                       6
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                                                                    INTRODUCTION
================================================================================

Identification of Property

      The subject property consists of a 567-site manufactured housing community, situated on approximately 115.88 acres of land area, located one-half mile south of State Road 120 just west of the town of Bristol, Elkhart County, Indiana. The property's street address is 54686 County Road, Elkhart County, Indiana. The property was constructed in 1966, and was 90 percent occupied at the time of inspection.

Property Ownership and Recent History

      The subject property is currently entitled to Sun Communities, Inc. The subject property was originally developed in 1966, with 567 manufactured housing sites.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated the demographic, economic, and market demand and position regarding the subject property.

Date of Property Inspection

      The property was inspected July 21, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:


                                       7
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                                                                    Introduction
================================================================================

      Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

      Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

      Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located along the east side of County Road 19, one-half mile south of State Road 120, just west of the town of Bristol, Elkhart County, Indiana. The street address of the subject property is 54686 County Road 19, Bristol, Indiana. The property's legal description and tax parcel numbers based on county records, is presented as follows:

03-32-300-005      Pt. E 1/2 of SW, Section 32                       38.49 Acres
03-32-300-001      NW of SW, Section 32                              40.00 Acres
03-32-176-001      Pt. E 1/2 of W 1/2 S of RR, Section 32             5.00 Acres
03-32-152-001      In S 1/2 of NW S of RR, Section 32                 9.00 Acres
03-31 400-006      In NE Corner of SE, Section 31                     1.00 Acre
03-32-151-001      W side of NW, Ex E end, Ex .47A,
                   Ex .6A, Section 32                                  .44 Acre
03-31-279-001      In NE 1/4, E of C.R. 19, Section 31                1.06 Acre
03-32-300-006      N 93.82 FT of E 1/2, SE 1/4, SW 1/4,
                   Section 32                                         2.19 Acres
03-32-176-002      S end E 1/2 NW Ex 4.33A, Section 32               18.67 Acres


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                               [GRAPHIC OMITTED]


                                  LOCATION MAP



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                                                               REGIONAL ANALYSIS
================================================================================

Location

      The subject property is located in Bristol, Elkhart County, Indiana. Bristol lies within the Elkhart-Goshen Metropolitan Statistical Area (MSA). Elkhart County is located in the north-central portion of the state, bordering Michigan, midway between Illinois and Ohio.

      The region is generally referred to as the Greater Elkhart area, and it is technically located within the geographical sector known as the Elkhart-Goshen Metropolitan Statistical Area (MSA). The Elkhart-Goshen MSA includes the towns of Middlebury, Bristol, Millersburg, Nappanee, New Paris, and Wakarusa, as well as the cities of Elkhart and Goshen.

      The greater Goshen area is relatively close to many of the nation's largest metropolitan markets, with more than 50 percent of the United States population located within a 500 mile radius. The distances from Goshen to major metropolitan areas are shown in the chart below.

================================================================================
                      Distance to Major Metropolitan Areas
--------------------------------------------------------------------------------
                       Chicago                 120 miles
--------------------------------------------------------------------------------
                       Detroit                 170 miles
--------------------------------------------------------------------------------
                       Indianapolis            140 miles
--------------------------------------------------------------------------------
                       South Bend               25 miles
--------------------------------------------------------------------------------
                       Toledo                  l30 miles
================================================================================

Employment Composition and Trends

      In the early part of this century, nearly one quarter of Elkhart County's work force was employed by the railroads. As the area's industrial base began to grow, the employment base shifted from the railroads to automobile manufacturing, with the Elcar, Pratt, and Crow being among the vintage automobiles once produced in the Elkhart County area. Miles laboratory was also founded in Elkhart in the northeast portion of the county, and it remains amongst the area's largest employer. The area is also home to C.G. Conn Company, founded around the turn of the century. It has since grown to become one of the nation's largest manufacturers of band equipment.


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                                                               Regional Analysis
================================================================================

      In more recent years, the area became known nationally for the manufacture of recreational vehicles (RV's) and manufactured housing. Hundreds of manufacturers throughout the county produce mobile homes, motor homes, travel trailers, campers, park models, or products used in RV's and manufactured housing. In fact, the county's largest manufacturing industry was represented by transportation equipment, which accounts for 34.8 percent of all manufacturing employment, and has 21,340 persons working for 193 establishments.

      The manufacturing of wood products represents the second largest industry, with 7,697 workers in 116 firms making up 12.6 percent of the total manufacturing employment. This industry includes producers of manufactured housing, millwork, cabinetry, and other wood items. The third largest segment of the industry in Elkhart County is represented by the prefabricated metals industry, with 116 firms employing 6,903 workers, or 11.3 percent of the total manufacturing workforce.

      The three industrial sectors discussed above account for close to 60 percent of the county's manufacturing employment. Other manufacturing industries and their share of overall manufacturing employment are presented in the chart below.

================================================================================
                         Other Manufacturing Industries
                        Share of Manufacturing Employment
================================================================================
                   Rubber-Plastics                      9.5%
--------------------------------------------------------------------------------
                   Furniture-Fixtures                   7.3%
--------------------------------------------------------------------------------
                   Electrical Machinery                 4.8%
--------------------------------------------------------------------------------
                   Chemicals                            3.9%
--------------------------------------------------------------------------------
                   Industrial Machinery                 3.6%
--------------------------------------------------------------------------------
                   Miscellaneous Manufacturing          2.3%
--------------------------------------------------------------------------------
                   Primary Metals                       2.1%
--------------------------------------------------------------------------------
                   Food Products                        1.7%
--------------------------------------------------------------------------------
                   Printing-Publishing                  1.6%
--------------------------------------------------------------------------------
                   All other                            4.5%
================================================================================

      The Elkhart County area consistently ranks among the nation's top manufacturing locations in terms of percentage of its workforce employed in the manufacturing industry.


                                       11
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                                                               Regional Analysis
================================================================================

Approximately 58 percent of Elkhart's nonagricultural workforce are employed in manufacturing positions. Even though the manufacturing segment of the economy employs the largest number of persons, its growth rate is one of the lowest. The combined compound growth rate of the industrial segment was 2.47 percent between 1992 and 1996. In comparison, the non-manufacturing industries experienced a compound growth rate of 5.65 percent over the same period.

================================================================================
                       Wage & Salary Employment Statistics
                               Elkhart-Goshen MSA
                                     (000's)
================================================================================
                                                                      Compound
                                                                  Annual Growth
                         1992     1993     1994     1995     1996   Rate(92-96)
--------------------------------------------------------------------------------
Manufacturing            52.6     55.1     58.9     58.7     58.0     2.47%
--------------------------------------------------------------------------------
Non-manufacturing        48.8     51.6     54.1     58.0     60.8     5.65%
--------------------------------------------------------------------------------
Trade                    18.7     19.4     20.4     22.3     23.0     5.31%
--------------------------------------------------------------------------------
Services                 15.0     16.1     16.9     18.1     19.9     7.32%
--------------------------------------------------------------------------------
Trans., Com., Util.       2.6      3.1      3.4      3.4      3.3     6.14%
--------------------------------------------------------------------------------
Fin., Real Est., Ins.     2.7      2.9      2.9      2.7      2.8     0.91%
--------------------------------------------------------------------------------
Construction & Mining     3.5      3.7      3.9      4.4      4.7     7.65%
--------------------------------------------------------------------------------
Government                6.4      6.4      6.5      7.2      7.2     2.99%
--------------------------------------------------------------------------------
Total Employment        101.4    106.7    113.0    116.7    118.8     4.04%
================================================================================

      In terms of percentage growth, the construction and mining sector leads all employment classifications, increasing at a compound annual growth rate of
7.65 percent since 1992. It is followed by the services sector, which experienced an annual growth rate of 7.32 percent.

      Diversification of the area's employment base has helped the Elkhart area maintain its unemployment rate below that of the state of Indiana. The unemployment rate in Elkhart County is currently 2.69 percent and is significantly lower than the state of Indiana's unemployment rate of 3.77 percent.


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                                                               Regional Analysis
================================================================================

Major Employers

      As previously stated, the Greater Elkhart area's economy is heavily dependent on a diverse manufacturing base. Several local manufacturers are leaders in their respective industries with the production of pharmaceuticals, band equipment, manufactured housing, and recreational vehicles dominating industrial production. The top 15 employers in Goshen are presented in the chart shown below.

================================================================================
                       Top 15 Employers in Goshen, Indiana
--------------------------------------------------------------------------------
Employer                          Number of               Industry
                                  Employees
--------------------------------------------------------------------------------
Elkhart County Government            850                 Government
--------------------------------------------------------------------------------
Goshen Community                     790                  Education
Schools
--------------------------------------------------------------------------------
HomeCrest Corporation                700               Kitchen Cabinets
--------------------------------------------------------------------------------
Starcraft Corporation                700               Van Conversions
--------------------------------------------------------------------------------
Goshen Rubber Co., Inc.              650               Rubber Products
--------------------------------------------------------------------------------
Supreme Corporation                  575              Truck & Bus Bodies
--------------------------------------------------------------------------------
Goshen General Hospital              550                 Health Care
--------------------------------------------------------------------------------
Johnson Controls                     475              Automatic Controls
--------------------------------------------------------------------------------
Wal-Mart (Two in Goshen)             420                Discount Store
--------------------------------------------------------------------------------
Greencroft, Inc.                     330             Retirement Community
--------------------------------------------------------------------------------
Forest River Industries, Inc.        300              Recreational Vehicles
--------------------------------------------------------------------------------
Dutchmen Manufacturing,              300             Travel Trailers & Fifth
Inc.                                                        Wheels
--------------------------------------------------------------------------------
Wieland Design, Inc.                 235             Van Seating, Airline and
                                                     Medical Furniture Cover
--------------------------------------------------------------------------------
Western Consolidated                 235                 Non-Metallic
Technologies                                           Component Parts
--------------------------------------------------------------------------------
Goshen College                       235                  Education
================================================================================

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
================================================================================================================================

               POPULATION CHARACTERISTICS: TRENDS AND PROJECTIONS
                     ELKHART COUNTY IOWA AND SELECTED AREAS

================================================================================================================================
                                                                                                                  Total Change
===============                                      Est.           Proj.            Compound Annual Change        1996-2001
POPULATION               1980          1990          1996           2001         1980-1990  1990-1996 1996-2001   No.    Percent
===============          ----          ----          ----           ----         ---------  --------- ---------   ---    -------
State of Indiana      5,490,226     5,544,159     5,816,134      5,997,362          0.10%      0.80%    0.62%  181,228    3.12%
Elkhart County          137,330       156,198       166,932        175,224          1.30%      1.11%    0.97%    8,292    4.97%
City of Goshen           19,151        23,797        25,489         27,248          2.20%      1.15%    1.34%    1,759    6.90%
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  Total Change
===============                                      Est.           Proj.            Compound Annual Change        1996-2001
HOUSEHOLDS (HH)          1980          1990          1996           2001         1980-1990  1990-1996 1996-2001   No.    Percent
===============          ----          ----          ----           ----         ---------  --------- ---------   ---    -------

State of Indiana      1,927,050     2,065,355     2,250,665      2,327,840          0.70%      1.44%    0.68%   77,175    3.43%
Elkhart County           48,148        56,713        62,597         65,034          1.65%      1.66%    0.77%    2,437    3.89%
City of Goshen            6,985         8,815         9,799         10,220          2.35%      1.78%    0.84%      421    4.30%
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
                                  Age                       Residence              Housing Occupancy     Years of Education
                          Median        Average       Urban          Rural         Owner      Renter    16+      12-15   < 12
                          ------        -------       -----          -----         -----      ------    ---      -----   ---
State of Indiana           35.0          36.3         64.86%         35.14%        69.17%     30.83%   20.85%    54.78%  24.36%
Elkhart County             33.7          34.9         67.15%         32.85%        51.72%     48.28%   27.19%    54.44%  18.38%
City of Goshen             32.0          35.0         93.82%          6.18%        65.10%     34.90%   22.14%    51.11%  26.75%

--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------

Source:  Equifax National Decision System

================================================================================================================================



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

                                                               Regional Analysis
================================================================================

Population Characteristics

      The facing page summarizes and compares select population characteristics of Elkhart County's residents to those of the city of Goshen and the state of Indiana. The city of Goshen comprises approximately 13.9 percent of the county's population and represents 0.03 percent of the state's population. Historically, population growth in the city of Goshen has exceeded that of the county as a whole. Projections for the next five years indicate that this trend will continue.


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                                [GRAPHIC OMITTED]


                                NEIGHBORHOOD MAP



                                                             CUSHMAN &
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

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

      The subject property is situated along the east side of County Road 19, approximately one-half mile south of State Road 120, just west of the town of Bristol, Indiana. The subject's immediate neighborhood runs along County Road 19, with State Road 120 to the north and U.S. Highway 20 to the south. This area is developed with large amounts of agricultural uses.

      Roadways leading to and from the subject's immediate neighborhood include State Road 120 and U.S. Highway 20. U.S. Highway 20 is a major, four-lane thoroughfare that provides direct access to the South Bend/Mishawaka area, which is approximately 20 miles west of the subject. State Road 120 is a two-lane roadway providing access to the city of Elkhart, which is approximately five miles west of the subject. Interstate 80/90, the Indiana Toll Road, is located approximately five miles north of the subject.

      The subject property enjoys good accessibility due to its direct access to State Road 120 and U.S. Highway 20. The subject also benefits from its location between Elkhart and Goshen, the two main employment locations for the area. The majority of the manufactured housing development is located in outlying areas of Elkhart and Goshen.

      The subject property is situated in an area well suited for manufactured housing development. Real estate values are anticipated to increase at a steady pace. The economy in the area is anticipated to be good, and the growth in population is anticipated to increase at a steady pace.


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

                                                                 MARKET ANALYSIS
================================================================================
National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in Michigan; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in Michigan.

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, Michigan, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

      The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and attractive living requirements. Today, approximately one out of sixteen families live in manufactured housing units. The manufactured housing market share has been growing steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to
14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To


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                                                                 Market Analysis
================================================================================

purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, Michigan. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994, Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1995, ROC communities and Manufactured Home Communities (MHC) continued to lead and dominate the Real Estate Investment Trust market. Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997.

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-


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                                                                 Market Analysis
================================================================================

pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality manufactured housing communities has been substantially reduced compared to the 1980's. Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with the REITs leading the way.

Competition

      We have surveyed five manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 1,674 sites. The combined occupancy rate of these five manufactured housing communities, including the subject property, is approximately 96.0 percent. Excluding the subject property in our survey, the combined occupancy rate is approximately 97.0 percent, based on 1,107 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.

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

                                     SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
====================================================================================================================================
                                    Number                                                                                  3-Year
                                   Of Sites                                                  Services      Date Of          Average
                                   --------
Comp.             Name            Occupancy                        Age           Monthly     Provided     Last Rental       Rental
 No.            Location            Level     Amenities            ---            Rent       in Rent       Increase         Increase
                                                                 Condition
------------------------------------------------------------------------------------------------------------------------------------
   R-1      Parke Place Estates      300      Clubhouse            1995       $200.00/Mo.    None       January, 1997   $10.00/Mo.
                                     ---                           ----
            2231 Osolo Road           92%     Pools                Very          To
            Elkhart, Indiana                  Playground           Good       $210.00/Mo.                              (2-Year Avg.)
                                              Tennis Courts
                                              Storage
------------------------------------------------------------------------------------------------------------------------------------
   R-2      Forest Creek             167      Storage              1995       $220.00/Mo.    *Water         None           None
                                     ---                           ----
            855 E. Mishawaka Rd.     100%                          Very          To          *Sewer
            Elkhart, Indiana                                       Good       $225.00/Mo.    *Refuse
------------------------------------------------------------------------------------------------------------------------------------
   R-3      Roxbury Park             402      Clubhouse            1973       $194.00/Mo.    Refuse     October, 1995   $10.00/Mo.
                                     ---                           ----
            403 Post Road             99%     Playgrounds          Good          To
            Goshen, Indiana                   Storage                         $204.00/Mo.
------------------------------------------------------------------------------------------------------------------------------------
   R-4      Twin Pines               238      Pool                 1955       $219.00/Mo.    Water       July, 1997     $13.00/Mo.
                                     ---                           ----
            2011 W. Wilden Ave.       97%     Playground           Good          To          Sewer
            Goshen, Indiana                   Storage                         $229.00/Mo.    Refuse
------------------------------------------------------------------------------------------------------------------------------------
Subject     Timberbrook              567      Clubhouse            1966       $222.00/Mo.    Water       April, 1997    $13.00/Mo.
                                     ---                           ----
            54686 County Rd, 19       90%     Pools                Good                      Sewer
            Bristol, Indiana                  Playgrounds                                    Refuse
                                              Basketball Court
                                              Storage
------------------------------------------------------------------------------------------------------------------------------------

* Tenant pays a flat fee of $12/month for water, sewer and refuse.

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
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                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                [GRAPHIC OMITTED]


                       COMPETING MANUFACTURED HOUSING MAP



                                                             CUSHMAN &
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                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      Rental rates of manufactured housing communities located within the subject's primary market range from $194.00 to $225.00 per site, on a monthly basis. The subject property is currently quoting monthly rental rates within the market range, or at $222.00 per site. The last rental rate increase at the subject property was as of April 1, 1997.

      The preceding comparable rentals are considered most competitive to the subject property regarding amenities offered, condition, and location.

      Comparable R-1, Parke Place Estates, is located at 2231 Osolo Road, in Elkhart, Indiana. This comparable property contains 300 sites, and is 92.0 percent occupied. Parke Place Estates was developed in 1995, and is in overall very good condition. Over the last two years, the average annual rental rate increase was approximately $10.00 per month. Amenities include a clubhouse, two pools, playground, tennis courts, and RV and boat storage. Monthly rental rates range from $200.00 to $210.00, with no services provided. Water, sewer and refuse services are separately assessed.

      Comparable R-2, Forest Creek, is located at 855 E. Mishawaka Road, in Elkhart, Indiana. Forest Creek contains 167 sites, and is 100.00 percent occupied. Forest Creek was developed in 1995, and is in overall very good condition. The annual rental rate did not increase over the last two years. Amenities include a RV and boat storage. Monthly rental rates range from $220.00 to $225.00. Water, sewer, and refuse services are provided in the monthly rental payment for a flat fee of $12.00 per month.

      Comparable R-3, Roxbury Park, is located at 403 Post Road, in Goshen, Indiana. Roxbury Park contains 402 sites, and is 99.0 percent occupied. Roxbury Park was developed in 1973, and is in overall good condition. Over the last three years, the average annual rental rate increase was approximately $10.00 per month. Amenities include a clubhouse, two playgrounds and RV and boat storage. Monthly rental rates range from $194.00 to $204.00, with refuse service included in the monthly rental payment.

      Comparable R 4, Twin Pines, is located at 2011 W. Wilden Avenue, in Goshen, Indiana. Twin Pines contains 238 sites, and is 97.0 percent occupied. Twin Pines was developed in 1955, and is in overall good condition. Over the last three years, the average annual rental rate increase was approximately $13.00 per month. Amenities include a pool, playground and RV and boat storage. The monthly rental rate is from $219.00 to $229.00, including water, sewer and refuse services.


                                       23
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                                                                 Market Analysis
================================================================================

      In our opinion, and based on conversations with the on-site manager, comparable R-4 competes most favorably with the subject property, with monthly rental rates ranging from $219.00 to $229.00 per site. The subject property is currently quoting a monthly rental rate of $222.00 per site, which is within the range of rental rates of our comparable properties. The subject property competes most effectively with its primary competitors regarding amenities, condition and current rent structure.

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed five recent sales of manufactured housing communities located in Michigan. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

      Comparable Sale I-1, Allendale Meadows, is located at 5095 Lake Michigan Drive, in Allendale, Michigan. This property contains 223 sites, situated on 36.92 acres of land area. The property was in good condition at the time of sale and was developed in 1974. Amenities include a clubhouse. The property was approximately 95.0 percent occupied at the time of sale. The property was purchased for $3,650,000, which equates to $16,368 per site.

      Comparable Sale I-2, Presidential Estates, is located at 5075 Presidential Lane, in Hudsonville, Michigan. This property contains 326 sites, situated on 85.40 acres of land area. The property was in good condition at the time of sale and was developed in 1972, with additional phases in 1993. Amenities include a clubhouse, pool and playground. The property was approximately 97.0 percent occupied at the time of sale. The property was purchased for $6,300,000, which equates to $19,325 per site.

      Comparable Sale I-3, Lake in the Hills, is located at 2700 Shimmons, in Auburn Hills, Michigan. This property contains 238 sites, situated on
      49.905 acres of land area. The property was in excellent condition at the time of sale and was developed in 1989, with subsequent additions in 1992. Amenities include a clubhouse and pool. The property was approximately
      80.0 percent occupied at the time of sale. The property was purchased for $7,300,000, which equates to $30,672 per site.


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
====================================================================================================================================

                                    SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES

====================================================================================================================================
                                                                              Sales Price                            $EGl/Site
                                     Sales Date    Land Area      Density       Per Site                             ---------
                                     ----------    ---------      -------       --------                 EGIM      $Expense/Site
Comp.           Name                                                           Occupancy                 ----      -------------
No.           Location               Sales Price   No. Sites     Condition      At Sale     $NOI/Sit      OAR      Expense Ratio
                                                                                                e                    % Of EGI
------------------------------------------------------------------------------------------------------------------------------------

I-1       Allendale Meadows            5/96          36.92         6.04         $16,368      $1,564     5.60x         $2,924
                                       ----          -----         ----         -------                 -----         -----
          5095 Lake Michigan         $3,650,000       223          Good           95%                   9.56%         $1,360
                                                                                                                      ------
          Allendale, Michigan
                                                                                                                      46.50%
------------------------------------------------------------------------------------------------------------------------------------
I-2       Presidential Estates         3/96          85.40         3.82         $19,325      $1,856     6.20x         $3,115
                                       ----          -----         ----         -------                 -----         -----
          5075 Presidential Lane     $6,300,000       326          Good           97%                   9.60%         $1,260
                                                                                                                      ------
          Hudsonville, Michigan                                                                                       40.43%
------------------------------------------------------------------------------------------------------------------------------------
I-3       Lake in the Hills            7/94          49.905        4.77         $30,672      $2,384(1)  6.86x         $4,473
                                        ----         ------       ----          -------                 -----         -----
          2700 Shimmons              $7,300,000       238        Excellent        80%                   8.75%         $1,789
                                                                                                                      ------
          Auburn Hills, Michigan
                                                                                                                      40.00%
------------------------------------------------------------------------------------------------------------------------------------
I-4       Meadow Lake                  3/94         109.32         3.66         $32,094      $2,980(2)  7.53x         $4,262
                                        ----         ------       ----          -------                 -----         -----
          3951 Brentwood Circle     $12,837,600       400        Excellent        95%                   9.29%         $1,282
                                                                                                                      ------
          Oakland County, Michigan
                                                                                                                      30.08%
------------------------------------------------------------------------------------------------------------------------------------
I-5       Timberline                   1/94          50.00         5.92         $16,892      $1,747     5.77x         $2,929
                                        ----         -----         ----         -------                 -----         -----
          192 Randall Street         $5,000,000       296          Good          100%                  10.34%         $1,182
                                                                                                                      ------
          Coopersville, Michigan
                                                                                                                      40.3%

------------------------------------------------------------------------------------------------------------------------------------
Subject  Timberbrook                    - - -       115.88         4.89          - - -       $1,529      N/A          $2,290
                                                    ------         ----      -----------                              ------
         54686 County Rd. 19                          567          Good                                               $ 761
                                                                                                                      -----
         Bristol, Indiana                                                         90%                                 33.2%


------------------------------------------------------------------------------------------------------------------------------------
1)   The park was purchased on an 8.75 percent overall capitalization rate, based on stabilized occupancy to be achieved in 1995.
2)   The sale did not include 25 additional sites to be paid upon occupancy, at
     $32,094 per site.
====================================================================================================================================


================================================================================



Comp.           Name               Comparability
No.           Location             to the Subject        Comments

--------------------------------------------------------------------------------

I-1       Allendale Meadows         Similar       Developed in 1974; Good

          5095 Lake Michigan                      condition; Amenities include

          Allendale, Michigan                     a clubhouse.

--------------------------------------------------------------------------------
I-2       Presidential Estates      Similar       Developed in 1972/1993; Good

          5075 Presidential Lane                  condition; Amenities include:

          Hudsonville, Michigan                   clubhouse, pool, playground.
--------------------------------------------------------------------------------
I-3       Lake in the Hills         Superior      Developed in 1989/1992;

          2700 Shimmons                           Excellent condition; Amenities

          Auburn Hills, Michigan
                                                  include: clubhouse and pool.
--------------------------------------------------------------------------------
I-4       Meadow Lake               Superior      Developed in 1990/1993;

          3951 Brentwood Circle                   Excellent condition; Amenities

          Oakland County, Michigan                include: clubhouse, pool;
                                                  playground.
--------------------------------------------------------------------------------
I-5       Timberline                 Similar      Developed in three stages

          192 Randall Street                      between 1970 and 1992; Good

          Coopersville, Michigan                  condition; Amenities include:
                                                  clubhouse, pool, playground,
                                                  storage.
--------------------------------------------------------------------------------
Subject  Timberbrook            Subject Property  Developed in 1966;

         54686 County Rd. 19                      Good condition;

         Bristol, Indiana                         Amenities include:
                                                  Clubhouse, pool, playground,
                                                  basketball court, storage.
--------------------------------------------------------------------------------
1)   The park was purchased on an 8.75 percent overall capitalization rate, based on stabilized occupancy to be achieved in 1995.
2)   The sale did not include 25 additional sites to be paid upon occupancy, at
     $32,094 per site.
================================================================================

                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                 Market Analysis
================================================================================

      Comparable Sale I-4, Meadow Lake, is located at 3951 Brentwood Circle, in Oakland County, Michigan. This property contains 400 sites, situated on
      109.32 acres of land area. The park was in excellent condition at the time of sale and was developed in approximately 1990, with addition phases in 1993. Amenities include a clubhouse, pool and playground. The property was
      95.0 percent occupied at the time of sale. The property was purchased for $12,837,600, which equates to $32,094 per site.

      Comparable Sale I-5, Timberline, is located at 192 Randall Street, in Coopersville, Michigan. This property contains 296 sites, situated on
      50.00 acres of land area. The park was in good condition at the time of sale and was developed in three stages between 1970 and 1992. Amenities include a clubhouse, pool, playground and RV and boat storage. The property was 100.0 percent occupied at the time of sale. The property was purchased for $5,000,000, which equates to $16,892 per site.

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the population within the subject's primary 5-mile and secondary 10-mile market area, as of 1997, is 42,209 and 151,162, respectively. The population of the subject's primary and secondary market areas is projected to increase to 45,835 and 163,049, respectively, by the year 2002.

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 16,630 and 57,498, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas is projected to increase to 17,752 and 60,034, respectively, by the year 2002.

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $63,676 and $53,759, respectively. The median household income levels within the subject's primary and secondary market areas, for 1997, are $43,185 and $37,896, respectively, while per capita income is $25,187 and $20,686, respectively. The primary market area's average and median household income, as well as per capita income


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                                                                 Market Analysis
================================================================================

levels, are projected to increase by the year 2002, to $82,287, $49,266 and $32,027, respectively, and $69,132, $43,545, and $25,803, respectively for the secondary market area.

      Based on the above levels, the demographics of the subject's primary market area appear to be positive, based on information provided by NDS.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

      As presented in the summary of Manufactured Housing Communities Sales Summary, operating expense ratios of competing parks range from 30.08 to 46.5 percent of effective gross income levels, and $1,182 to $1,789 on a per site basis. The subject property is currently reporting expenses at 33.2 percent of effective gross income, and $761 on a per site basis. Operating expenses appear to be below comparable properties on a per site basis due to lower real estate taxes, but are within the range of competing parks as a percentage of effective gross income.

Market Supply and Demand

      There are a total of four competing manufactured housing communities located within the subject's market, which total 1,107 sites, with a corresponding average occupancy rate of 97.0 percent. Based on conversations with the Planning Department of Elkhart, no new manufactured housing communities are under construction, or in the planning stages. No specific absorption statistics were available, since the subject's competing parks have historically reported occupancy rates at, or above 95.0 percent, aside from R-1, which was recently built in 1955, and is currently 92.0 percent occupied. The subject property, based on conversations with management, has effectively kept pace with occupancy rates consistent with competing parks, but, is currently 90.0 percent occupied, which is slightly below its competition. We believe the current occupancy rate of the subject property is effectively stabilized. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady but moderate rental rate increases expected.


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                                                                 Market Analysis
================================================================================

Conclusion

      Historically, the subject's primary market has sustained good occupancy levels. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $194.00 to $225.00 per site, on a monthly basis. The subject property is currently quoting a monthly rental rate within the range of competing parks, or at $222.00 per site, which we believe is market-orientated. Based on our research, steady but moderate increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $16,368 to $32,094 per site. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, and current rent structure.


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                               [GRAPHIC OMITTED]


                                    SITE PLAN



                                                             CUSHMAN &
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                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

      The subject site is located along the east side of County Road 19, one-half mile south of State Road 120. The subject site is irregular in shape and contains 115.88 acres, or 5,047,733 square feet of land area.
Topographically, the site is basically level and at street grade.

      Sewer and water are private, while the city provides gas, electricity and telephone service. Primary access to the subject site is available from County Road 19. Based on conversations with officials of Elkhart County, the subject property is not located in a flood hazard area. However, we recommend a qualified engineer to determine the existence of any flood hazard areas.

      Each developed site has a concrete site and off-street parking. The streets within the park have two-lanes, with concrete curbs. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject improvements consist of a 567-site manufactured housing community, with a community center, two swimming pools, two playground areas, basketball court and recreational vehicle and boat storage areas. Of the 567 total sites, approximately 425 sites are single-wide, while the remaining 142 sites are double-wide.

      The subject property was originally developed in 1966, with additional sites subsequently added The community center contains approximately 3,600 square feet of building area, and includes: manager's offices, restroom facilities, and open-space available for resident use. The swimming pools are located adjacent to the community center, as is one of the playground areas. The second playground is located in a newer phase of the park. The recreational vehicle boat storage and swimming pool areas have fencing surrounding the perimeter of the area.


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                                                            Property Description
================================================================================

      Off-street parking is available for each resident. Site improvements within the park include: paved streets, concrete sites, street lighting, signage and perimeter retaining fencing. Recreational and boat storage areas are located at the north-central portion of the park. Overall, the site improvements appeared to be in good condition at the time of inspection.

      Timberbrook is a functional manufactured housing community with good ingress and egress along County Road 19. Overall, the subject community appears to be well maintained and is in good condition. Timberbrook is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities.

Real Property Taxes and Assessments Real Property Taxes and Assessments

      Assessed value of commercial property in Elkhart County represents one-third of the total reproduction cost of the subject property, based on information provided by the Elkhart County Assessor's Office. The subject property is identified by tax parcel numbers, which are listed below, as well as the real estates taxes for each parcel.

================================================================================
             Parcel 1.0. Number                   Taxes
--------------------------------------------------------------------------------
               03-32-300-005                  $   19,271.50
               03-32-300-001                  $   29,585.62
               03-32-176-001                  $      238.70
               03-32-152-001                  $      251.56
               03-31-400-006                  $      307.46
               03-32-151-001                  $        7.26
               03-31-279-001                  $       16.78
               03-32-300-006                  $       61.50
               03-32-176-002                  $      521.58
================================================================================

      The total amount of real estate taxes for 1996 payable in 1997 for the subject property amounts to $50,261.96. The total amount of real estate taxes for 1996 payable in 1997 equates to approximately $88.65 per site.


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                                                            Property Description
================================================================================
Zoning

      According to zoning officials of Elkhart County, the subject property is currently zoned A-1, Agriculture. Based on conversations with zoning officials of Elkhart County, the subject property is a legal and conforming use under its current zoning classification.


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                                                                      CONCLUSION
================================================================================

Conclusion

      The subject property, Timberbrook, is a functional manufactured housing community, which competes favorably in relation to its competition. Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $194.00 to $225.00. The subject property is currently quoting a monthly rental rate of $222.00 per site, which is within the range of competing parks, and appears to be market-oriented. Sale transactions of manufactured housings located within the subject's region range in unit sales prices per site from $16,368 to $32,094. Based on the subject's location, demographic, economic, market and physical characteristics, we believe Timberbrook will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.


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                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.


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                                             Assumptions and Limiting Conditions
================================================================================
6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.


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                                                                   CERTIFICATION

We certify that, to the best of our knowledge and belief:

1. Jody L. Garbisch inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, Director and Manager, have reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.

  /s/ Michael J. Schaeffer  /s/ Jody L. Garbisch   /s/ Stanley R. Dennis, Jr.
  ------------------------  --------------------   ---------------------------
  Michael J. Schaeffer      Jody L. Garbisch       Stanley R. Dennis, Jr., MAI
  Director                  Associate Appraiser    Director and Manager


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                                                                         ADDENDA
================================================================================

                          QUALIFICATIONS OF APPRAISERS

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

Course I-A                 Fundamentals and Principles of Real Estate Appraisal
Course I-B                 Capitalization Theory and Techniques
Course II-I                Case Studies in Real Estate Valuation
Course II-2                Valuation Analysis and Report Writing
Course II-3                Standards of Professional Practice
Course IV                  Litigation/Condemnation Valuation
Course VI                  Investment Analysis
Course VIII                Residential Case Studies
Course X                   Market Analysis

Seminar                    Feasibility Analysis and Highest and Best Use
Seminar                    Discounted Cash Flow Analysis
Seminar                    Cash Equivalency
Seminar                    Subdivision Analysis
Seminar                    Rates, Ratios and Reasonableness


Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

                 Real Estate Appraisal Principles 1A-1
                 Basic Valuation Procedures 1 A-2
                 Standards of Professional Practice
                 Capitalization Theory and Techniques 1BA
                 Capitalization Theory and Techniques IBB
                 Advanced Applications 550
                 Report Writing & Valuation Analysis 540


Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                                JODY L. GARBISCH

Education

Bachelor of Science Degree in Finance, concentration in Real Estate, from the College of Commerce and Business Administration at the University of Illinois, Urbana-Champaign, Illinois, 1997.

Real Estate Education

The following courses have been completed through the Real Estate Program at the University of Illinois at Urbana-Champaign:

          Urban Real Estate Valuation
          Urban Economics
          Real Estate Financial Markets
          Real Estate Investments
          Real Estate Law
          Real Estate Fundamentals

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, Inc., Valuation Advisory Services.

                              --------------------------------------------------
                              MARKET STUDY OF REAL PROPERTY

                              Countryside Village
                              4600 West Britton Road
                              Perry, Shiawassee County, Michigan

                              --------------------------------------------------

                              As of July 22, 1997

                              Prepared For:

                              Lehman Brothers
                              3 World Financial Center
                              20th Floor
                              New York, New York 10285

                              Prepared By:

                              Cushman & Wakefield of Illinois, Inc.
                              Valuation Advisory Services
                              455 North Cityfront Plaza Drive
                              Suite 2800
                              Chicago, Illinois 60611-5555

                                                              CUSHMAN &
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Cushman & Wakefield of Illinois, Inc.                       CUSHMAN &
455 N. Cityfront Plaza Drive                                WAKEFIELD(R)
Suite 2800
Chicago, IL 60611-5555                                      Improving your place
Tel: (312) 470-1800                                            in the world.
Fax: (312) 470-3800

July 23, 1997

Mr. Mark Mauldin
Underwriter
Lehman Brothers
3 World Financial Center
20th Floor
New York, New York 10285

Re:  Market Study of Real Property
     Countryside Village
     4600 West Britton Road
     Perry, Shiawassee County, Michigan 48872

Dear Mr. Mauldin:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

      As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

      This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of the Appraiser.

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting purposes.

                                                              CUSHMAN &
                                                            WAKEFIELD(R)
                                                     ---------------------------
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

Mr. Mark Mauldin                      - 2 -                        July 23, 1997


      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      Notwithstanding anything to the contrary in Limiting Conditions annexed hereto (Investment Banker) and its affiliates (collectively "Banking Firm"), (Borrower/Owner), rating agencies, potential participating lenders determining whether to make a mortgage loan ("Loan") secured by the property which is the subject of this report, a purchaser or assignee of the Loan and investors involved in the Securitization (as defined below) may use and rely upon the report.

      "Securitization" shall mean either:

      a. A private placement Rule 144A offering to "qualified institutional buyers," as defined by Rule 144A ("Private Offering"); or

      b. If the referenced properties will be part of a pool of properties owned by various non-affiliated owners which will be the subject of a commercial mortgage-backed security offering ("Pooled Offering").

      The reports and the identity of our firm as the firm which prepared the reports may be accurately disclosed in the Offering Document for a Private Offering or a Pooled Offering.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Michael J. Schaeffer                    /s/ Stanley R. Dennis, Jr.
------------------------                    --------------------------
Michael J. Schaeffer                        Stanley R. Dennis, Jr., MAI
Chicago Valuation Advisory Services         Director and Manager
                                            Chicago Valuation Advisory Services


/s/ Jody L. Garbisch
--------------------
Jody L. Garbisch
Associate Appraiser


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                                                        SUMMARY OF SALIENT FACTS
================================================================================

Property Name:                           Countryside Village

Location:                                4600 West Britton Road
                                         Perry, Shiawassee County, Michigan

Assessor's Parcel Number:                Based on information provided by county
                                         records, the subject property is
                                         identified by Assessor's Parcel Number
                                         78-014-08-300-001.

Date of Inspection:                      The property was inspected July 22,
                                         1997.

Ownership:                               The subject property is legally
                                         entitled to Sun Communities, Inc.

Land Area:                               Based on information provided by county
                                         records, the subject property contains
                                         approximately 120.0 acres of land area,
                                         or 5,227,200 square feet.

Zoning: Based on information provided by Shiawassee County, the subject property is zoned RT, Mobile Home Development.

Improvements
      Type:                              A manufactured housing community.

      Year Built:                        The subject property was originally
                                         developed in approximately 1967.

      Size: The subject property consists of a 359-site manufactured housing community.

      Condition:                         At the time of inspection, the subject
                                         property was in good condition.

Special Assumptions:                     1. Information regarding the subject
                                         property, including its physical
                                         characteristics, was provided to us by
                                         the client and the on-site manager, and
                                         is assumed to be accurate.

                                                              CUSHMAN &
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                                                        Summary of Salient Facts
================================================================================

                                         2. We were not provided with a legal
                                         plat of survey; therefore, information
                                         regarding the subject's land area was
                                         based on information supplied by county
                                         records. We recommend a certified plat
                                         of survey by a qualified engineer in
                                         the final determination regarding the
                                         land area of the subject property.

                                         3. The existence of potentially
                                         hazardous or toxic materials, which may
                                         be located on or about the property,
                                         was not considered in our evaluation.
                                         The appraisers are not qualified to
                                         detect such substances, and Cushman &
                                         Wakefield urges that an expert in this
                                         field be employed to determine the
                                         existence, if any, of hazardous
                                         materials located on or about the site.

                                         4. Our market and consulting report
                                         regarding the subject assumes the
                                         subject property, as presently
                                         improved, represents its highest and
                                         best use.

                                         5. It is unknown to the appraiser if
                                         the subject property complies with the
                                         Americans with Disabilities Act (ADA).
                                         We recommend a qualified specialist in
                                         the final determination regarding any
                                         ADA compliance deficiencies that may be
                                         present at the subject property.

                                         6. Please refer to the complete list of
                                         assumptions and limiting conditions
                                         included at the end of this report.

                                                              CUSHMAN &
                                                            WAKEFIELD(R)
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                                                               TABLE OF CONTENTS
================================================================================

PHOTOGRAPHS OF SUBJECT PROPERTY ...............................................3

INTRODUCTION ..................................................................7

 Identification of Property ...................................................7

 Property Ownership and Recent History ........................................7

 Purpose and Function of the Evaluation and Consulting Assignment .............7

 Scope of the Evaluation and Consulting Assignment ............................7

 Date of Evaluation and Property Inspection ...................................7

 Definitions and Other Pertinent Terms ........................................7

REGIONAL ANALYSIS ............................................................10

NEIGHBORHOOD ANALYSIS ........................................................16

MARKET ANALYSIS ..............................................................17

  Competition ................................................................19

  Comparable Manufactured housing Community Sales ............................24

  Demographic Trends .........................................................26

  Expense Analysis ...........................................................27

  Market Supply and Demand ...................................................27

  Conclusion .................................................................28

PROPERTY DESCRIPTION .........................................................30

  Site Description ...........................................................30

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                                                               Table of Contents
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 Improvements Description ....................................................30

 Real Property Taxes and Assessments .........................................31

 Zoning ......................................................................31

CONCLUSION ...................................................................32

ASSUMPTIONS AND LIMITING CONDITIONS ..........................................33

CERTIFICATION ................................................................35

ADDENDA ......................................................................36

   Qualifications of Appraisers


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                                                 Photographs of Subject Property
================================================================================

                               [GRAPHIC OMITTED]

                     Front Entrance of the Subject Property

                               [GRAPHIC OMITTED]

                          Exterior of Community Center


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                                                 Photographs of Subject Property
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                   Typical Interior View of the Subject Park

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                   Typical Interior View of the Subject Park


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                                                 Photographs of Subject Property
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                               [GRAPHIC OMITTED]

                   Typical Interior View of the Subject Park

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                   Typical Interior View of the Subject Park


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                                                 Photographs of Subject Property
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                               [GRAPHIC OMITTED]

                   Street Scene Facing East Along Britton Road

                               [GRAPHIC OMITTED]

                      Street Scene Facing West Britton Road


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                                                                    INTRODUCTION
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Identification of Property

      The subject property consists of a 359-site manufactured housing community, situated on approximately 120 acres of land area, located two miles west of Interstate 69 via M-52 and Old Lansing Road, just northwest of the town of Perry, Shiawassee County, Michigan. The property's street address is 4600 West Britton Road. The property was constructed in 1967, and was 97.0 percent occupied at the time of inspection.

Property Ownership and Recent History

      The subject property is currently entitled to Sun Communities ,Inc. The subject property was originally developed in 1967, with 359 manufactured housing sites.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated the demographic, economic, and market demand and position regarding the subject property.

Date of Property Inspection

      The property was inspected July 22, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:


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Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located along the north side of West Britton Road, two miles west of Interstate 69 via M-52 and Old Lansing Road, in Perry, Shiawassee County, Michigan. The street address of the subject property is 4600 West Britton Road, Perry, Michigan. The property is identified by tax parcel number 78-014-08-300-001, according to county records. The subject property's legal description, provided by county records, is presented as follows:

      Southwest Quarter (1/4) of the Northwest Quarter (1/4) and the East Half (1/2) of the Southwest Quarter (1/4) described as: Commencing at the South Quarter (1/4) post of section, thence North 89*53'13" West 1,314.12 feet, thence North 1*48'49" West 2,624.08 feet, thence North 1*40'50" West 1,316.40 feet to Northwest Corner of Southeast Quarter (1/4) of Northwest Quarter (1/4), thence South 89*46'52" East 1,314.569 feet to Northeast Corner of Southeast Quarter (1/4) of Northwest Quarter (1/4), thence South 1*45'43" East 1,317.40 feet to Center of section, thence South 1*45'53" East 2,620.63 feet to beginning. Section 8, Township 5 North, Range 2 East.


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                                  LOCATION MAP

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                                                               Regional Analysis
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Lansing, Michigan

      The subject property is located within the Metropolitan Statistical Area
(MSA) of Lansing, Michigan. The subject site lies approximately 20 miles northeast of the City of Lansing. According to the 1990 U.S. Census, the largest percentage (approximately 25 percent) of the Lansing region's population is in the 25 to 40 year old age group. According to Donnelly Marketing, 32 percent of the region's population over the age of 25 has attained a college degree, 26 percent have taken some college, trade, or vocational training, and 42 percent have a high school diploma or less.

Transportation

      Lansing is located at the hub of a network of federal and state highways serving Central Michigan. Routes passing through Lansing include: Interstate Highways 96 and 69 and U.S. Highways 127 and 27.

      Rail freight service is provided to Lansing businesses by Conrail, Grand Trunk Western and CSX Transportation. Commuter rail service is provided by Amtrak. There are eleven trucking companies in the Lansing region, and airfreight service is offered by a number of carriers at the Capital City Airport. Public passenger air service is offered by eight airlines, including American Eagle, Continental, Northwest, United Express, Skyway Airlines, US Air, Great Lakes, and Comair.

      The Capital Area Transportation Authority (CATA) offers service on 25 fixed routes serving the metropolitan area seven days a week. Intercity bus service is provided by Greyhound Bus Lines and Indian Trails Motorcoach.

      The excellent alternatives for transportation to and from the area act to support the economic health of the metropolitan area.

Economic Base and Employment

      The Metropolitan Lansing labor market demonstrated considerable strength during the late-1980's, increasing by nearly 8.0 percent in five years, outpacing both the State of Michigan and the nation. During the same period, unemployment declined 25 percent, which also outperformed the state and national statistics. Michigan State University,


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                                                               Regional Analysis
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located in East Lansing, and Lansing Community College produce thousands of graduates each year, thus adding to the labor pool.

Manufacturing Industry

      The Lansing region is a major part of the midwest manufacturing belt, with the bulk of activity centered in transportation products. General Motors' Buick, Olds, and Cadillac groups are the regions largest employers, and the Lansing region leads the nation in auto production. In addition to the N-body cars (Pontiac Grand-Am, Buick Skylark, and Oldsmobile Achieva), all Quad-4 engines are built in the region. Other principal transportation companies are the Motorwheel Company, Spartan Motors, and Federal-Mogul, along with a host of smaller firms. Together, these firms employ approximately 8.3 percent of the regional workforce. General Motors, alone, employs 19,000 people. A list of the largest 15 employers, including names, business descriptions, and the number employed, is presented as follows:

--------------------------------------------------------------------------------
                     Top 15 Employers in the Lansing Region
================================================================================
        Company                        Business                 # Employees
--------------------------------------------------------------------------------
General Motors                               Automobiles                19,000
State of Michigan                             Government                16,900
Michigan State University               Higher Education                12,000
Meijer, Inc.                      Warehousing, Groceries                 4,200
Sparrow Hospital                                 Medical                 3,050
Lansing School District                        Education                 2,750
Lansing Community College               Higher Education                 2,050
Ingham Medical Center                            Medical                 1,800
St. Lawrence Hospital                            Medical                 1,750
U.S. Postal Service                           Government                 1,500
Auto Owners Insurance                          Insurance                 1,400
City of Lansing                               Government                 1,200
Michigan Bell                                    Utility                 1,100
Lansing General Hospital                         Medical                 1,000
Michigan National Bank                           Banking                 1,000
--------------------------------------------------------------------------------


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                                                               Regional Analysis
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      Other large manufacturing sectors include the plastics industry, non-electrical machinery, electrical machinery, fabricated metal products, food processing, and printing. A relatively small, but rapidly growing sector is the instruments industry, which reflects a variety of high-tech firms spawned at Michigan State University. Most manufacturing activity is centered in the Lansing area, although major plants are located in virtually every community throughout the region. Even though manufacturing employment has declined, the number of firms is growing.

      During the 1980's, the base of manufacturing firms grew by nearly 20.0 percent to 409 firms, as employment contracted by 33.0 percent to 29,400. Most of the jobs lost have been at General Motors, largely due to automation being realized. Automobile manufacturing employment in Lansing will likely increase as General Motors has selected Lansing for the site of its electric car production. Although manufacturing continues to play a significant role in the local economy, the Lansing region is well diversified, with no one industry group employing more than 21.0 percent of the workforce.

      Much of the economic growth in the Lansing region during the 1980's was in the service sector, where the number of service firms increased by 50.0 percent, and employment rose 23.0 percent. Health care accounts for the largest share of the services sector, with 30.0 percent of employment, followed by business services at 18.0 percent and trade associations at 12.0 percent.

FIRE Industry

      The finance, insurance, and real estate sector is dominated by nineteen insurance firms headquartered in the area, including Auto Owners, Jackson National Life, Farm Bureau, Delta Dental of Michigan, Michigan Millers, and others. Banking is another major component in the local economy, with both corporate and regional headquarters located in the area. The largest local bank is Michigan National Bank. The vast majority of firms in the finance, insurance, and real estate sector have fewer than 20 employees.

Transportation and Public Utilities Industry

      Transportation and public utilities account for 5,500 workers comprising 235 firms. Major employers in this industry group include: Michigan Bell, which has facilities in downtown Lansing; Consumers Power, which has a regional office and statewide billing offices in


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                                                               Regional Analysis
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Lansing; and the Lansing Board of Water and Light, a municipal utility. In addition, many trucking companies and travel agencies are located throughout the region.

Wholesale and Retail Trade Industry

      Wholesale trade is significant in the Lansing metropolitan area, due to its central location and proximity to a vast transportation network. Nearly 600 wholesalers with 6,200 employees are located throughout the region, reflecting a
20.0 percent increase in the number of firms and a 14.0 percent increase in employment since 1980. Among the larger retail operations in the area is the Meijer Distribution Center, with approximately 800 employees.

      Because Lansing is the state capital, government is a major employer in the area. All state departments are headquartered near, or in Lansing, as are several large federal offices, including the U.S. Department of Agriculture and the U.S. Postal Service.

      The number of Lansing area residents employed in the retail industry has been increasing steadily over the past ten years. Approximately 2,400 retail outlets are located in the region. Employment in this sector grew by 35.0 percent over the last ten years. Retail sales increased at a healthy rate during the 1980's, to more than $3.3 billion annually by 1991.

Business Incentive Programs

      A variety of programs to facilitate new investment growth in the Lansing area are offered through the public and private sector. Financial programs include revolving direct loan funds, community development block grants, and the Michigan Strategic Fund. Hailed as one of the nation's most innovative financial tools to promote business growth, the Michigan Strategic Fund has provided millions in capital to the private sector. Other financial programs available to the private sector include the SBA 504 Program, which provides fixed asset financing at long-term treasury bond rates and loan guarantees, which are negotiated through a variety of federal agencies including the Small Business Administration, The Farmers Home Administration, and The Economic Development Administration. Finally, venture capital is also provided by the Michigan Department of Treasury from its public employees' retirement fund.

      Both the state and the Lansing region's local governments provide other programs to assist the private sector train and recruit members of the area's labor force. The local


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                                                               Regional Analysis
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governments are also authorized to offer tax incentives, including property tax abatement, to local private sector employers.

Utilities

      The tri-county area is served by three major utilities: Consumers Power, The Lansing Board of Water and Light (BWL), and Detroit Edison. Natural gas is provided by Consumers Power, a subsidiary of CMS Energy. Water is provided throughout the region by a combination of public water systems and private wells. Nearly every incorporated city and village has public utility systems, as do many of the larger townships. The largest water utility company is the Lansing Board of Water and Light, which has a pumping capacity of 52.0 million gallons per day. Waste water is treated primarily by municipal plants, although private septic and lagoon systems are common. Police and fire protection are provided by local municipalities.

Conclusion

      The Lansing metropolitan area remains a vital place of business. Although employment in the manufacturing sector continues to decline, the service industries continue to expand, with the net effect being slow, but steady growth in total employment. While national economic and social trends will continue to influence the local economy, efforts on the part of local government officials and community leaders to attract new companies should ensure relative economic stability for the foreseeable future. However, employment in the Lansing area is still heavily tied to the cyclical automotive industry.


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                                NEIGHBORHOOD MAP

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                                                           NEIGHBORHOOD ANALYSIS
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      The subject property is situated along the north side of West Britton
Road, two miles west of Interstate 69 via M-52 and Old Lansing Road just northwest of the town of Perry, Shiawassee County, Michigan. The subject's immediate neighborhood is roughly bounded by Beardslee Road to the west, Interstate 69 to the south and east and Church Road to the north. This area is primarily developed with single-family homes and farmland.

      Roadways leading to and from the subject's immediate neighborhood include West Britton Road, Old Lansing Road, M-52 and Interstate 69. Interstate 69, is a major, four-lane thoroughfare that provides direct access to the entire metropolitan area of Lansing and Flint, Michigan, which are approximately 20 miles west and 30 miles east of the subject, respectively.

      The subject property enjoys good accessibility due to its direct access to M-52 and Interstate 69. The subject also benefits from its location between Lansing and Flint, two main employment centers. The majority of the manufactured housing development is located around the city limits of Lansing.

      The subject property is situated in a bedroom community, with the majority of Perry's population working in Lansing, or Flint. The subject property is located in an area well suited for manufactured housing development. Real estate values are anticipated to gradually increase. The economy in the area is anticipated to be moderate, with the growth in population anticipated to remain steady.


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                                                                 MARKET ANALYSIS
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National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in Michigan; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in Michigan.

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, Michigan, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

      The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and attractive living requirements. Today, approximately one out of sixteen families live in manufactured housing units. The manufactured housing market share has been growing steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to
14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To


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                                                                 Market Analysis
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purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, Michigan. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994, Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1995, ROC communities and Manufactured Home Communities (MHC) continued to lead and dominate the Real Estate Investment Trust market. Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997.

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-


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                                                                 Market Analysis
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pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality manufactured housing communities has been substantially reduced compared to the 1980's. Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with the REITs leading the way.

Competition

      We have surveyed six manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 1,738 sites. The combined occupancy rate of these six manufactured housing communities, including the subject property, is approximately 97.0 percent. Excluding the subject property in our survey, the combined occupancy rate is approximately 96.0 percent, based on 1,379 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.


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================================================================================

              SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES

============================================================================================================================
                                                                                                                   3-Year
                                    Number                                            Services      Date Of       Average
   Comp.       Name                Of Sites                     Age      Monthly      Provided    Last Rental      Rental
    No.      Location              Occupancy    Amenities    Condition     Rent        in Rent      Increase      Increase
============================================================================================================================
  R-1     Dutch Hills                278       Clubhouse       1972     $300.00/Mo.    Water     January, 1997    $10.00/Mo.
          16400 Upton Road           95%       Pool            Good                    Sewer
          Haslet, Michigan                     Playground                              Refuse
                                               Laundry
----------------------------------------------------------------------------------------------------------------------------
  R-2     King Arthurs               415       Clubhouse       1968     $352.00/Mo.    Water     February, 1997   $11.00/Mo.
          State Road                 99%       Pool            Good        To          Sewer
          Lansing, Michigan                    Basketball               $362.00/Mo.    Refuse
                                               Baseball
                                               Volleyball
                                               Laundry
                                               Storage
----------------------------------------------------------------------------------------------------------------------------
  R-3     Oak Island                 250       Clubhouse       1988     $285.00/Mo.    Water     January, 1997    $10.00/Mo.
          14630 Park Lk. Rd.         95%       Pool            Good        To          Sewer
          E. Lansing, Michigan                 Playground               $310.00/Mo.    Refuse
----------------------------------------------------------------------------------------------------------------------------
  R-4     Stonegate                  309       Clubhouse       1968     $311.00/Mo.    Water     January, 1997    $10.00/Mo.
          2700 Eaton Rapids Rd       96%       Playgrounds     Good                    Sewer
          Lansing, Michigan                    Shufflboard                             Refuse
                                               Laundry
                                               Storage
----------------------------------------------------------------------------------------------------------------------------
  R-5     Owosso Trailer Park        127       Storage         1991     $195.00/Mo.    Water     February, 1997   $10.00/Mo.
          2450 Krouse Road           95%                       Good        To          Sewer
          Owosso, Michigan                                              $210.00/Mo.    Refuse
----------------------------------------------------------------------------------------------------------------------------
Subject   Countryside Village        359       Clubhouse       1967     $270.00/Mo.    Water     March, 1997      $13.00/Mo.
          4600 W. Britton Rd.        97%       Pool            Good        To          Sewer
          Perry, Michigan                      Playground               $280.00/Mo.    Refuse
                                               Basketball
                                               Laundry
                                               Storage
----------------------------------------------------------------------------------------------------------------------------

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                       COMPETING MANUFACTURED HOUSING MAP

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                                                                 Market Analysis
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      Rental rates of manufactured housing communities located within the subject's primary market range from $195.00 to $362.00 per site, on a monthly basis. The subject property is currently quoting monthly rental rates within the market range of $270.00 to $280.00 per site. The last rental rate increase at the subject property was as of March 1,1997.

      The preceding comparable rentals are considered most competitive to the subject property regarding amenities offered, condition, and location.

      Comparable R-1, Dutch Hills, is located at 16400 Upton Road, in Haslett, Michigan. This comparable property contains 278 sites, and is 95.0 percent occupied. Dutch Hills was developed in 1972, and is in overall good condition. Over the last three years, the average annual rental rate increase was approximately $10.00 per month. Monthly rental rates are at $300.00, with water, sewer and refuse services included in the monthly rental payment. Amenities include a clubhouse, pool, playground and laundry facility.

      Comparable R-2, King Arthurs, is located along State Road, in Lansing, Michigan. This comparable property contains 415 sites, and is 99.0 percent occupied. King Arthurs was developed in 1968, and is in overall good condition. Over the last three years, the average annual rental rate increase was approximately $11.00 per month. Monthly rental rates range from $352.00 to $362.00, including water, sewer and refuse services in the monthly rental payment. Amenities include a clubhouse, pool, basketball, baseball and volleyball courts, laundry facility and recreational vehicle and boat storage.

      Comparable R-3, Oak Island, is located at 14630 Park Lake Road, in East Lansing, Michigan. This comparable property contains 250 sites, and is
      95.0 percent occupied. Oak Island was developed in 1988, and is in overall good condition. Over the last three years, the average annual rental rate increase was approximately $10.00 per month. Monthly rental rates range from $285.00 to $310.00, including water, sewer and refuse services in the monthly rental payment. Amenities include a clubhouse, pool and playground.

      Comparable R-4, Stonegate, is located at 2700 Easton Rapids Road, in Lansing Michigan. This comparable property contains 309 sites, and is 96.0 percent occupied. Stonegate was developed in 1968, and is in overall good condition. Over the last three years, the average annual rental rate increase was approximately $10.00 per month. The monthly rental rate is $311.00, including water, sewer and refuse services. Amenities include a clubhouse, playgrounds, shuffleboard, laundry facility and recreational vehicle and boat storage.

      Comparable R-5, Owosso Trailer Park, is located at 2450 Krouse Road, in Owosso, Michigan. This comparable contains 127 sites, and is 95.0 percent occupied. Owosso Trailer Park was developed in 1991, and is in overall good condition. Over


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      the last three years, the average annual rental rate increase was approximately $10.00 per month. Monthly rental rates range from $195.00 to $210.00, including water, sewer and refuse services. Amenities include a recreational vehicle and boat storage.

      In our opinion, and based on conversations with the on-site manager, comparable R-1 and R-3 competes most favorably with the subject property, with monthly rental rates ranging from $285.00 to $310.00 per site. The subject property is currently quoting monthly rental rates ranging from $270.00 to $280.00 per site, which is slightly below the range of rental rates of the subject's most comparable properties, primarily due to the subject's older age. The subject property, nonetheless, competes most effectively with its primary competitors regarding amenities, condition and current rent structure.

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed five recent sales of manufactured housing communities located in Michigan. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

      Comparable Sale I-1, Allendale Meadows, is located at 5095 Lake Michigan Drive, in Allendale, Michigan. This property contains 223 sites, situated on 36.92 acres of land area. The property was in good condition at the time of sale and was developed in 1974. Amenities include a clubhouse. The property was approximately 95.0 percent occupied at the time of sale. The property was purchased for $3,650,000, which equates to $16,368 per site.

      Comparable Sale I-2, Presidential Estates, is located at 5075 Presidential Lane, in Hudsonville, Michigan. This property contains 326 sites, situated on 85.40 acres of land area. The property was in good condition at the time of sale and was developed in 1972, with additional phases in 1993. Amenities include a clubhouse, pool and playground. The property was approximately 97.0 percent occupied at the time of sale. The property was purchased for $6,300,000, which equates to $19,325 per site.

      Comparable Sale I-3, Lake in the Hills, is located at 2700 Shimmons, in Auburn Hills, Michigan. This property contains 238 sites, situated on
      49.905 acres of land area. The property was in excellent condition at the time of sale and was developed in 1989, with subsequent additions in 1992. Amenities include a clubhouse and pool. The property was approximately
      80.0 percent occupied at the time of sale. The property was purchased for $7,300,000, which equates to $30,672 per site.


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================================================================================

                 SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES

==========================================================================================================================
                                                                        Sales Price
                                                                         Per Site                              $EGI/Site
 Comp.            Name           Sales Date    Land Area     Density     Occupancy                 EGIM      $Expense/Site
  No.           Location         Sales Price   No. Sites    Condition     At Sale      $NOI/Site   OAR       Expense Ratio
                                                                                                                %of EGI
--------------------------------------------------------------------------------------------------------------------------
  I-1     Allendale Meadows          5/96        36.92        6.04        $16,368      $1,564      5.60X        $2,924
          5095 Lake Michigan      $3,650,000      223         Good          95%                    9.56%        $1,360
          Allendale, Michigan                                                                                   46.50%
--------------------------------------------------------------------------------------------------------------------------
  I-2     Presidential Estates       3/96        85.40        3.82        $19,325      $1,856      6.20x        $3,115
          5075 Presidential Lane  $6,300,000      326         Good          97%                    9.60%        $1,260
          Hudsonville, Michigan                                                                                 40.43%
--------------------------------------------------------------------------------------------------------------------------
  I-3     Lake in the Hills          7/94        49.905       4.77        $30,672      $2,384(1)   6.86x        $4,473
          2700 Shimmons           $7,300,000      238       Excellent       80%                    8.75%        $1,789
          Auburn Hills, Michigan                                                                                40.00%
--------------------------------------------------------------------------------------------------------------------------
  I-4     Meadow Lake                3/94        109.32       3.66        $32,094      $2,980(2)   7.53x        $4,262
          3951 Brentwood Circle   $12,837,600     400       Excellent       95%                    9.29%        $1,282
          Oakland County,                                                                                       30.08%
          Michigan
--------------------------------------------------------------------------------------------------------------------------
  I-5     Timberline                 1/94        50.00        5.92        $16,892      $1,747      5.77x        $2,929
          192 Randall Street      $5,000,000      296         Good          100%                  10.34%        $1,182
          Coopersville, Michigan                                                                                40.3%


--------------------------------------------------------------------------------------------------------------------------
Subject   Countryside Village        - - -       120.00       2.99         - - -       $2,240      N/A          $3,101
          4600 West Britton                        359        Good      ____________                            $861
          Road                                                              97%                                 27.7%
          Perry, Shiawassee
          County, Michigan

--------------------------------------------------------------------------------------------------------------------------

====================================================================================


  Comp.          Name                 Comparability
   No.          Location              to the Subject        Comments

------------------------------------------------------------------------------------
  I-1     Allendale Meadows              Inferior     Developed in 1974; Good
          5095 Lake Michigan                          condition; Amenities include a
          Allendale, Michigan                         clubhouse.
------------------------------------------------------------------------------------
  I-2     Presidential Estates           Similar      Developed in 1972/1993; Good
          5075 Presidential Lane                      condition; Amenities include:
          Hudsonville, Michigan                       clubhouse, pool, playground.
------------------------------------------------------------------------------------
  I-3     Lake in the Hills              Superior     Developed in 1989/1992;
          2700 Shimmons                               Excellent condition; Amenities
          Auburn Hills, Michigan                      include: clubhouse and pool.
------------------------------------------------------------------------------------
  I-4     Meadow Lake                    Superior     Developed in 1990/1993;
          3951 Brentwood Circle                       Excellent condition; Amenities
          Oakland County,                             include: clubhouse; pool;
          Michigan                                    playground.
------------------------------------------------------------------------------------
  I-5     Timberline                     Similar      Developed in three stages
          192 Randall Street                          between 1970 and 1992; Good
          Coopersville, Michigan                      condition; Amenities include:
                                                      clubhouse, pool, playground,
                                                      storage.
------------------------------------------------------------------------------------
Subject   Countryside Village            Subject      Developed in 1967;
          4600 West Britton              Property     Good condition;
          Road                                        Amenities include:
          Perry, Shiawassee                           Clubhouse, pool, playground,
          County, Michigan                            basketball court, laundry,
                                                      storage.
------------------------------------------------------------------------------------

1) The park was purchased on an 8.75 percent overall capitalization rate, based on stabilized occupancy to be achieved in 1995.

2) The sale did not include 25 additional sites to be paid upon occupancy, at $32,094 per site.

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                                                                 Market Analysis
================================================================================

      Comparable Sale I-4, Meadow Lake, is located at 3951 Brentwood Circle, in Oakland County, Michigan. This property contains 400 sites, situated on
      109.32 acres of land area. The park was in excellent condition at the time of sale and was developed in approximately 1990, with addition phases in 1993. Amenities include a clubhouse, pool and playground. The property was
      95.0 percent occupied at the time of sale. The property was purchased for $12,837,600, which equates to $32,094 per site.

      Comparable Sale I-5, Timberline, is located at 192 Randall Street, in Coopersville, Michigan. This property contains 296 sites, situated on
      50.00 acres of land area. The park was in good condition at the time of sale and was developed in three stages between 1970 and 1992. Amenities include a clubhouse, pool, playground and RV and boat storage. The property was 100.0 percent occupied at the time of sale. The property was purchased for $5,000,000, which equates to $16,892 per site.

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the population within the subject's primary 5-mile and secondary 10-mile market area, as of 1997, is 8,977 and 33,379, respectively. The population of the subject's primary and secondary market areas is projected to increase to 8,694 and 33,438, respectively, by the year 2002.

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 3,262 and 12,523, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas is projected to increase to 3,207 and 13,107, respectively, by the year 2002.

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $49,574 and $54,981, respectively, and are expected to increase to $66,509 and $69,644, respectively, by the year 2002. The median household income levels within the subject's primary and secondary market areas, for 1997, are $40,440 and $44,979, respectively, and are expected to increase to $46,871 and $52,235, respectively, by the year 2002. Per capita income within the subject's primary and secondary market areas, for 1997,


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                                                                 Market Analysis
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are $18,116 and $20,472, respectively, and are expected to increase to $24,683 and $27,420, respectively, by the year 2002.

      Based on the above levels, the demographics of the subject's primary market area appear to be positive, based on information provided by NDS.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

      As presented in the summary of Manufactured Housing Communities Sales Summary, operating expense ratios of competing parks range from 30.08 to 46.5 percent of effective gross income levels, and $1,182 to $1,789 on a per site basis. The subject property is currently reporting expenses at 27.7 percent of effective gross income, and $861 on a per site basis. Operating expenses appear to be below the comparable properties on a per site basis, as well as on a percentage of effective gross income basis.

Market Supply and Demand

      There are a total of five competing manufactured housing communities located within the subject's market, which total 1,379 sites, with a corresponding average occupancy rate of 96.0 percent. Based on conversations with the Shiawassee County Planning Department, no new manufactured housing communities are under construction, or in the planning stages. No specific absorption statistics were available, since the subject's competing parks have historically reported occupancy rates at, or above 95.0 percent. The subject property, based on conversations with management, has historically kept pace with occupancy rates consistent with competing parks, and is currently 97.0 percent occupied. We believe the current occupancy rate of the subject property is stabilized, and consistent with occupancy rates of competing parks presently presented. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady rental rate increases expected.


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                                                                 Market Analysis
================================================================================

Conclusion

         Historically, the subject's primary market has sustained high occupancy levels. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $195.00 to $362.00 per site, on a monthly basis. The subject property is currently quoting monthly rental rates ranging from $270.00 to $280.00 per site, which we believe is market-orientated. Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $16,368 to $32,094 per site. In our opinion, the subject property competes favorably with its competition regarding amenities condition, and current rent structure.


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                                   SITE PLAN

                               [GRAPHIC OMITTED]

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

      The subject site is located along the north side of West Britton Road, two miles west of Interstate 69 via M-52 and Old Lansing Road. The subject site is rectangular in shape and contains 120.0 acres, or 5,227,200 square feet of land area. Topographically, the site is basically level and at street grade.

      Sewer and water are private, while the city provides gas, electricity and telephone service. Primary access to the subject site is available from West Britton Road. Based on conversations with Shiawassee County officials, the subject property is not located in a flood hazard area. However, we recommend a qualified engineer to determine the existence of any flood hazard areas.

      Each developed site has a concrete site and off-street parking. The streets within the park have two-lanes, with some street lighting. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject property was originally developed in 1967. The subject improvements consist of a 359-site manufactured housing community, with a community center, swimming pool, playground area, basketball court, laundry facility and a recreational vehicle and boat storage area. Of the 359 total sites, 286 sites are single-wide, while the remaining 73 sites are double-wide.

      The community center contains a manager's office, restroom facilities, and open-space available for resident use, with a fully-equipped kitchen and a laundry facility. The exterior of the one-story community center is wood, and appeared to be in overall good condition at the time of inspection.


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                              Property Description
================================================================================

      The swimming pool, playground area and basketball court are located adjacent to the community center. The recreational vehicle and boat storage is located toward the northern portion of the park. Chain-link fencing surrounds the pool area and recreational vehicle and boat storage area. Off-street parking is available for each resident. Site improvements within the park include: paved streets, concrete sites, street lighting and signage. Overall, the site improvements appeared to be in good condition at the time of inspection.

      Countryside Village is a functional manufactured housing community with good ingress and egress along West Britton Road. Overall, the subject community appears to be well maintained and is in good condition. Countryside Village is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities.

Real Property Taxes and Assessments

      Commercial property in Shiawassee County is assessed at 50.0 percent of the Assessor's opinion of market value. Tax bills are issued on a semi-annual basis. The subject property is identified by tax parcel 78-014-08-300-001.

      The total amount of real estate taxes for 1996 payable in 1997 for the subject property amounts to $88,556.84. The total amount of real estate taxes for 1996 payable in 1997 equates to approximately $246.68 per site.

Zoning

      According to zoning officials of Shiawassee County, the subject property is currently zoned RT, Mobile Home Development. Based on conversations with zoning officials of Shiawassee County, the subject property is a legal and conforming use under its current zoning classification.


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                                                                      CONCLUSION
================================================================================

Conclusion

      The subject property, Countryside Village, is a functional manufactured housing community, which competes favorably in relation to its competition. Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $195.00 to $362.00. The subject property is currently quoting monthly rental rates ranging from $270.00 to $280.00 per site, which is within the range of competing parks, and appears to be market-oriented. Sale transactions of manufactured housings located within the subject's region range in unit sales prices per site from $16,368 to $32,094. Based on the subject's location, demographic, economic, market and physical characteristics, we believe Countryside Village will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.


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                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&Ws prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.


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                                             Assumptions and Limiting Conditions
================================================================================

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.


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                                                                   CERTIFICATION
================================================================================

      We certify that, to the best of our knowledge and belief:

1. Jody L. Garbisch inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, Director and Manager, have reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.


      /s/ Michael J. Schaeffer  /s/ Jody L. Garbisch  /s/ Stanley R. Dennis, Jr.
      Michael J. Schaeffer      Jody L. Garbisch      Stanley R Dennis, Jr, MAI
      Director                  Associate Appraiser   Director and Manager


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                                                                         ADDENDA
================================================================================

                          QUALIFICATIONS OF APPRAISERS


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                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

       Course I-A          Fundamentals and Principles of Real Estate Appraisal
       Course I-B          Capitalization Theory and Techniques
       Course II-1         Case Studies in Real Estate Valuation
       Course II-2         Valuation Analysis and Report Writing
       Course II-3         Standards of Professional Practice
       Course IV           Litigation/Condemnation Valuation
       Course VI           Investment Analysis
       Course VIII         Residential Case Studies
       Course X            Market Analysis

       Seminar             Feasibility Analysis and Highest and Best Use
       Seminar             Discounted Cash Flow Analysis
       Seminar             Cash Equivalency
       Seminar             Subdivision Analysis
       Seminar             Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

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                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University; Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

            Real Estate Appraisal Principles lA-1
            Basic Valuation Procedures 1A-2
            Standards of Professional Practice
            Capitalization Theory and Techniques 1BA
            Capitalization Theory and Techniques IBB
            Advanced Applications 550
            Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

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                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                                JODY L. GARBISCH

Education

Bachelor of Science Degree in Finance, concentration in Real Estate, from the College of Commerce and Business Administration at the University of Illinois, Urbana-Champaign, Illinois, 1997.

Real Estate Education

The following courses have been completed through the Real Estate Program at the University of Illinois at Urbana-Champaign:

           Urban Real Estate Valuation
           Urban Economics
           Real Estate Financial Markets
           Real Estate Investments
           Real Estate Law
           Real Estate Fundamentals

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, Inc., Valuation Advisory Services.

                  --------------------------------------------------------------

                  MARKET STUDY OF REAL PROPERTY

                  Bedford Hills
                  110 Bejac Circle Drive
                  Battle Creek, Calhoun County, Michigan

                  --------------------------------------------------------------

                  As of July 21,1997

                  Prepared For:

                  Lehman Brothers
                  3 World Financial Center
                  20th Floor
                  New York, New York 10285

                  Prepared By:

                  Cushman & Wakefield of Illinois, Inc.
                  Valuation Advisory Services
                  455 North Cityfront Plaza Drive
                  Suite 2800
                  Chicago, Illinois 60611-5555

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                                                             CUSHMAN &
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                                                        Improving your place
                                                           in the world.
Cushman & Wakefield of Illinois, Inc.
455 N. Cityfront Plaza Drive
Suite 2800
Chicago, IL 60611-5555
Tel: (312) 470-1800
Fax: (312) 470-3800


July 23, 1997

Mr. Mark Mauldin
Underwriter
Lehman Brothers
3 World Financial Center
20th Floor
New York, New York 10285

Re:  Market Study of Real Property
     Bedford Hills
     110 Bejac Circle Drive
     Battle Creek, Calhoun County, Michigan

Dear Mr. Mauldin:

     In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

     As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

     This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of the Appraiser.

     The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting purposes.

Mr. Mark Mauldin                       -2-                          July 23,1997


      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      Notwithstanding anything to the contrary in Limiting Conditions annexed hereto (Investment Banker) and its affiliates (collectively "Banking Firm"), (Borrower/Owner), rating agencies, potential participating lenders determining whether to make a mortgage loan ("Loan") secured by the property which is the subject of this report, a purchaser or assignee of the Loan and investors involved in the Securitization (as defined below) may use and rely upon the report.

      "Securitization" shall mean either:

      a. A private placement Rule 144A offering to "qualified institutional buyers," as defined by Rule 144A ("Private Offering"); or

      b. If the referenced properties will be part of a pool of properties owned by various non-affiliated owners which will be the subject of a commercial mortgage-backed security offering ("Pooled Offering").

      The reports and the identity of our firm as the firm which prepared the reports may be accurately disclosed in the Offering Document for a Private Offering or a Pooled Offering.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Michael J. Schaeffer                    /s/ Stanley R Dennis, Jr., MAI

Michael J. Schaeffer                        Stanley R. Dennis, Jr., MAI
Director                                    Director and Manager
Chicago Valuation Advisory Services         Chicago Valuation Advisory Services


/s/ Jody L. Garbisch

Jody L. Garbisch
Associate Appraiser

MJS/SRD:

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                                                        SUMMARY OF SALIENT FACTS
--------------------------------------------------------------------------------

Property Name:                          Bedford Hills

Location:                               110 Bejac Circle Drive
                                        Battle Creek, Calhoun County, Michigan

Assessor's Parcel Number:               Based on information provided by
                                        Bedford Township, the subject
                                        property is identified by
                                        Assessor's Parcel Number
                                        13-04-027-011-00.

Date of Inspection:                     The property was inspected July 21,
                                        1997.

Ownership:                              The subject property is legally
                                        entitled to Sun Communities, Inc.

Land Area:                              Based on information provided by county
                                        records, the subject property contains
                                        approximately 66.61 acres of land area,
                                        or 2,901,532 square feet.

Zoning:                                 Based on information provided by
                                        Bedford Township, the subject property
                                        is zoned RB, Medium Density Residential.

Improvements

      Type:                             A manufactured housing community.

      Year Built:                       The subject property was originally
                                        developed in approximately 1967.

      Size: The subject property consists of a 340-site manufactured housing community.

      Condition:                        At the time of inspection, the subject
                                        property was in good condition.

Special Assumptions:                    1. Information regarding the subject
                                        property,   including   its   physical
                                        characteristics, was provided to us by
                                        the client and the on-site manager, and
                                        is assumed to be accurate.

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                                                        Summary of Salient Facts
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                                        2. We were not provided with a legal
                                        plat of survey; therefore, information
                                        regarding the subject's land area was
                                        based on information supplied by county
                                        records. We recommend a certified plat
                                        of survey by a qualified engineer in the final determination regarding the land area of the subject property.

                                        3. The existence of potentially
                                        hazardous or toxic materials, which may
                                        be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman & Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                                        4. Our market and consulting report
                                        regarding the subject assumes the
                                        subject property, as presently improved, represents its highest and best use.

                                        5. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                                        6. Please refer to the complete list of
                                        assumptions and limiting conditions
                                        included at the end of this report.

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                                                               TABLE OF CONTENTS
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PHOTOGRAPHS OF SUBJECT PROPERTY ............................................   3

INTRODUCTION ...............................................................   7

  Identification of Property ...............................................   7

  Property Ownership and Recent History ....................................   7

  Purpose and Function of the Evaluation and Consulting Assignment .........   7

  Scope of the Evaluation and Consulting Assignment ........................   7

  Date of Evaluation and Property Inspection ...............................   7

  Definitions and Other Pertinent Terms ....................................   7

REGIONAL ANALYSIS ..........................................................  10

NEIGHBORHOOD ANALYSIS ......................................................  13

MARKET ANALYSIS ............................................................  14

  Competition ..............................................................  16

  Comparable Manufactured housing Community Sales ..........................  20

  Demographic Trends .......................................................  22

  Expense Analysis .........................................................  22

  Market Supply and Demand .................................................  23

  Conclusion ...............................................................  23

PROPERTY DESCRIPTION .......................................................  25

  Site Description .........................................................  25

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                                                               Table of Contents
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  Improvements Description .................................................  25

  Real Property Taxes and Assessments ......................................  26

  Zoning ...................................................................  26

CONCLUSION .................................................................  27

ASSUMPTIONS AND LIMITING CONDITIONS ........................................  28

CERTIFICATION ..............................................................  30

ADDENDA ....................................................................  31

  Qualifications of Appraisers


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                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
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                               [GRAPHIC OMITTED]

                     Front Entrance of the Subject Property


                               [GRAPHIC OMITTED]

                          Exterior of Community Center


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                                                 Photographs of Subject Property
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                               [GRAPHIC OMITTED]

                   Typical Interior View of the Subject Park


                               [GRAPHIC OMITTED]

                   Typical Interior View of the Subject Park


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                                                 Photographs of Subject Property
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                               [GRAPHIC OMITTED]

                   Typical Interior View of the Subject Park


                               [GRAPHIC OMITTED]

                   Typical Interior View of the Subject Park


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                                                 Photographs of Subject Property
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                               [GRAPHIC OMITTED]

                  Street Scene Facing North Along Bedford Road


                               [GRAPHIC OMITTED]

                  Street Scene Facing South Along Bedford Road


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                                                                    INTRODUCTION
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Identification of Property

      The subject property consists of a 340-site manufactured housing community, situated on approximately 66.61 acres of land area, located along the east side of Bedford Road approximately two miles north of Michigan Avenue in Battle Creek, Calhoun County, Michigan. The property's street address is 110 Bejac Circle Drive, Battle Creek, Michigan. The property was constructed in 1967, and was 97 percent occupied at the time of inspection.

Property Ownership and Recent History

      The subject property is currently entitled to Sun Communities, Inc. The subject property was originally developed in 1967, with 340 manufactured housing sites.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated the demographic, economic, and market demand and position regarding the subject property.

Date of Property Inspection

      The property was inspected July 21, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:


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                                                                    Introduction
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Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located along the east side of Bedford Road approximately two miles north of Michigan Avenue in Battle Creek, Calhoun County, Michigan. The street address of the subject property is 110 Bejac Circle Drive, Battle Creek, Michigan. The property is identified by tax parcel number 13-04-027-011-00, according to Bedford Township records. The subject property's legal description is presented as follows:

            Northwest Quarter (1/4) of Northeast Quarter (1/4) and West Half (1/2) of Northeast Quarter (1/4) of Northeast Quarter (1/4), and Beginning Northwest Corner of Southeast Quarter (1/4) of Northeast Quarter (1/4), thence South 263.6 feet southeasterly 663.73 feet North 340 feet West 659.05 feet, and Beginning 264 feet South of North Quarter (1/4) post, thence South 132 feet West 671.56 feet North 132 feet East 671.56 feet to Beginning. Section 27, Bedford Township.


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                                  LOCATION MAP

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                                                               REGIONAL ANALYSIS
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Location

      The subject property is located along the east side of Bedford Road, Calhoun County, Battle Creek, Michigan. Battle Creek covers approximately 44 square miles in south central Michigan, just off Interstate 94, about halfway between Detroit and Chicago. Battle Creek is within the Kalamazoo Metropolitan Area, and the following statistics are provided for the Kalamazoo Metropolitan Area.

Transportation

      The Kalamazoo Metropolitan Area is serviced by several interstate and intrastate roadways, in addition to numerous smaller state and county roadways. Interstate 94, the primary east-west artery through southern Michigan, is located within the central portions of the Kalamazoo metropolitan area, and bisects Calhoun County. Interstate 94 connects with the Chicago Metropolitan Area to the west and the Detroit Metropolitan Area to the east. U.S. Highway 131 is the primary north south arterial serving the Kalamazoo Metropolitan Area, connecting with Grand Rapids, Michigan to the north, and Indianapolis, Indiana to the south. Various state and county roads also converge within the Kalamazoo area, providing access to various smaller municipalities within the State of Michigan. Overall, roadway linkages to the subject property are considered adequate.

Employment/Labor Force Trends

      The State of Michigan employment base is mixed primarily between manufacturing retail trade and services. Over recent years the Kalamazoo Metropolitan Area, like many regions throughout the United States, has become a more service-oriented economy for retail, health and government-related business. The following table presents employment distribution projections among the major industry groups for the metropolitan area for 1997.


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                                                               Regional Analysis
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================================================================================
                             EMPLOYMENT DISTRIBUTION
                           Kalamazoo Metropolitan Area
--------------------------------------------------------------------------------
            Sector                                    Nominal         % of Total
--------------------------------------------------------------------------------
Agriculture                                             7,860               3.0%
--------------------------------------------------------------------------------
Construction & Mining                                  11,070               4.3%
--------------------------------------------------------------------------------
Manufacturing                                          52,590              20.3%
--------------------------------------------------------------------------------
Transportation/Public Utilities                         9,180               3.5%
--------------------------------------------------------------------------------
Wholesale Trade                                         8,060               3.1%
--------------------------------------------------------------------------------
Retail Trade                                           48,020              18.5%
--------------------------------------------------------------------------------
Finance, Insurance, Real Estate                        18,290               7.1%
--------------------------------------------------------------------------------
Services                                               70,250              27.2%
--------------------------------------------------------------------------------
Government                                             33,610              13.0%
--------------------------------------------------------------------------------
Total Employment                                      258,930             100.0%
--------------------------------------------------------------------------------
SOURCE: Woods & Poole
================================================================================

      Services, manufacturing and retail trade currently account for the largest proportions of the local labor market, comprising approximately 27.2, 20.3 and
18.5 percent, respectively of the total employment. The most rapidly expanding employment sectors since 1993 have been the services and the retail trade sectors, which have witnessed compound annual growth of 2.70 and 2.33 percent, respectively. The following table illustrates the largest employers in Battle Greek.

================================================================================
                        Largest Employers in Battle Creek
--------------------------------------------------------------------------------
Major Industry                                               Number of Employees
--------------------------------------------------------------------------------
Kellogg Company                                                     2,300
--------------------------------------------------------------------------------
Battle Creek Health System                                          1,688
--------------------------------------------------------------------------------
Federal Center                                                      1,500
--------------------------------------------------------------------------------
Denso Manufacturing Michigan, Inc.                                  1,495
--------------------------------------------------------------------------------
Kraft, Inc. Post Division                                           1,450
--------------------------------------------------------------------------------
V.A. Medical Center                                                 1,362
================================================================================

      We anticipate continued modest growth in the Kalamazoo Metropolitan Area for the foreseeable future. As is the case with many areas of the State of Michigan, manufacturing, retail sales and services should continue to be the region's leading industries.


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                                NEIGHBORHOOD MAP
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                                                           NEIGHBORHOOD ANALYSIS
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      The subject property is situated in south central Michigan, just off
Interstate 94, in Bedford Township, Calhoun County, Battle Creek, Michigan. More specifically, the subject property is located along the east side of Bedford Road, approximately two miles north of Michigan Avenue in the northeastern quadrant of Battle Creek, Michigan.

      The subject's immediate neighborhood is roughly bounded by Michigan Avenue to the south, Collier Avenue to the west, Kirby Road to the north and Waubascon Road to the east. This area is primarily developed with single-family homes, with more commercial/retail developments south of Michigan Avenue along Bedford Road.

      Roadways leading to and from the subject's immediate neighborhood are Bedford Road and Michigan Avenue. Bedford Road is a north-south, two-lane roadway that merges with Helmer Road to the south of the subject. Interstate 94 is accessed via Helmer Road approximately five miles south of the subject. Interstate 94 is an east-west roadway, which stretches across the whole state of Michigan..

      The subject property is situated in an area well suited for manufactured housing development. Real estate values are anticipated to increase at a steady pace. The economy in the area is anticipated to be good, and the growth in population is anticipated to increase at a steady pace.


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                                                                 MARKET ANALYSIS
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National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in Michigan; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in Michigan.

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, Michigan, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

      The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and attractive living requirements. Today, approximately one out of sixteen families live in manufactured housing units. The manufactured housing market share has been growing steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to
14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To


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                                                                 Market Analysis
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purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, Michigan. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994, Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1995, ROC communities and Manufactured Home Communities (MHC) continued to lead and dominate the Real Estate Investment Trust market. Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997.

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-


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                                                                 Market Analysis
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pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality manufactured housing communities has been substantially reduced compared to the 1980's. Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with the REITs leading the way.

Competition

      We have surveyed four manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 947 sites. The combined occupancy rate of these four manufactured housing communities, including the subject property, is approximately 97.0 percent. Excluding the subject property in our survey, the combined occupancy rate is approximately 98.0 percent, based on 607 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.


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================================================================================

             SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES

------------------------------------------------------------------------------------------------------------------------------------
                                     Number
                                    Of Sites                                                                               3-Year
Comp.            Name               ---------                      Age                      Services      Date Of         Average
 No.            Location            Occupancy                   ---------     Monthly       Provided     Last Rental       Rental
                                      Level      Amenities      Condition      Rent         in Rent      Increase         Increase
------------------------------------------------------------------------------------------------------------------------------------
   R-1     Hickory Hills                283      Clubhouse        1972      $263.00/Mo.       Water      January, 1997   $5.00/Mo.
           10450 6 Mile Road            ---      Playground       ----         To             Sewer
           Battle Creek, Michigan        96%     Health Club      Good      $283.00/Mo.
                                                 Tennis Court
                                                 Storage
------------------------------------------------------------------------------------------------------------------------------------
   R-2     Rolling Hills                220      Clubhouse        1989      $215.00/Mo.       Refuse     June, 1996      $5.00/Mo.
           300 E. Morgan Road           ---      Playground       ----         To
           Battle Creek, Michigan        99%     Storage          Good      $285.00/Mo.
------------------------------------------------------------------------------------------------------------------------------------
   R-3     Creek Valley                 104      Clubhouse        1967      $195.00/Mo.       Sewer      January, 1997   $5.00/Mo.
           521 N. Bedford Road          ---      Playground       ----         To
           Battle Creek, Michigan        98%                      Fair      $225.00/Mo.
------------------------------------------------------------------------------------------------------------------------------------
Subject    Bedford Hills                340      Clubhouse        1967      $245.00/Mo.       Water      February, 1997  $5.00/Mo.
           110 Bejac Circle Drive       ---      Playground       ----                     Basic Cable
           Battle Creek, Michigan        97%     Laundry          Good
====================================================================================================================================

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                       COMPETING MANUFACTURED HOUSING MAP

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                                                                 Market Analysis
--------------------------------------------------------------------------------

      Rental rates of manufactured housing communities located within the subject's primary market range from $195.00 to $285.00 per site, on a monthly basis. The subject property is currently quoting monthly rental rates within the market range, or at $245.00 per site. The last rental rate increase at the subject property was as of February 1,1997.

      The preceding comparable rentals are considered most competitive to the subject property regarding amenities offered, condition, and location.

      Comparable R-1, Hickory Hills, is located at 10450 6 Mile Road, in Battle Creek, Michigan. This comparable property contains 283 sites, and is 96.0 percent occupied. Hickory Hills was developed in 1972, and is in overall good condition. The average historical annual rental rate increase is approximately $5.00 per month. Monthly rental rates range from $263.00 to $283.00, including water and sewer. Amenities include a clubhouse, playground, health club, tennis court and recreational vehicle and boat storage.

      Comparable R-2, Rolling Hills, is located at 300 E. Morgan Road, in Battle Creek, Michigan. This comparable property contains 220 sites, and is 99.0 percent occupied. Rolling Hills was developed in 1989, and is in overall good condition. The average historical annual rental rate increase is approximately $5.00 per month. Monthly rental rates range from $215.00 to $285.00, including refuse service in the monthly rental payment. Amenities include a clubhouse, playground and recreational vehicle and boat storage.

      Comparable R-3, Creek Valley, is located at 521 N. Bedford Road, in Battle Creek, Michigan. This comparable property contains 104 sites, and is 98.0 percent occupied. Creek Valley was developed in 1967, and is in fair condition. The average historical annual rental rate increase is approximately $5.00 per month. Monthly rental rates range from $195.00 to $225.00, including sewer. Amenities include a clubhouse and playground.

      In our opinion, and based on conversations with the on-site manager, comparable R-2 competes most favorably with the subject property, with monthly rental rates ranging from $215.00 to $285.00 per site. The subject property is currently quoting a monthly rental rate of $245.00 per site, which is within the range of rental rates of our comparable properties. The subject property competes most effectively with its primary competitors regarding amenities, condition and current rent structure.


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                                                                 Market Analysis
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Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed five recent sales of manufactured housing communities located in Michigan. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

      Comparable Sale I-1, Allendale Meadows, is located at 5095 Lake Michigan Drive, in Allendale, Michigan. This property contains 223 sites, situated on 36.92 acres of land area. The property was in good condition at the time of sale and was developed in 1974. Amenities include a clubhouse. The property was approximately 95.0 percent occupied at the time of sale. The property was purchased for $3,650,000, which equates to $16,368 per site.

      Comparable Sale I-2, Presidential Estates, is located at 5075 Presidential Lane, in Hudsonville, Michigan. This property contains 326 sites, situated on 85.40 acres of land area. The property was in good condition at the time of sale and was developed in 1972, with additional phases in 1993. Amenities include a clubhouse, pool and playground. The property was approximately 97.0 percent occupied at the time of sale. The property was purchased for $6,300,000, which equates to $19,325 per site.

      Comparable Sale I-3, Lake in the Hills, is located at 2700 Shimmons, in Auburn Hills, Michigan. This property contains 238 sites, situated on
      49.905 acres of land area. The property was in excellent condition at the time of sale and was developed in 1989, with subsequent additions in 1992. Amenities include a clubhouse and pool. The property was approximately
      80.0 percent occupied at the time of sale. The property was purchased for $7,300,000, which equates to $30,672 per site.

      Comparable Sale I-4, Meadow Lake, is located at 3951 Brentwood Circle, in Oakland County, Michigan. This property contains 400 sites, situated on
      109.32 acres of land area. The park was in excellent condition at the time of sale and was developed in approximately 1990, with addition phases in 1993. Amenities include a clubhouse, pool and playground. The property was
      95.0 percent occupied at the time of sale. The property was purchased for $12,837,600, which equates to $32,094 per site.

      Comparable Sale I-5, Timberline, is located at 192 Randall Street, in Coopersville, Michigan. This property contains 296 sites, situated on
      50.00 acres of land area. The park was in good condition at the time of sale and was developed in three stages between 1970 and 1992. Amenities include a clubhouse, pool, playground and RV and boat storage. The property was 100.0 percent occupied at the time of sale. The property was purchased for $5,000,000, which equates to $16,892 per site.


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================================================================================

                 SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES

========================================================================================================================
                                                                                                            $EGI/Site
                                                                          Sales Price                       ----------
                                                                           Per Site                       $Expense/Site
 Comp.         Name                Sales Date    Land Area   Density     -----------             EGIM     -------------
   No         Location             -----------   ---------   ---------    Occupancy   $NOI/Sit   ----     Expense Ratio
                                   Sales Price   No. Sites   Condition     At Sale       e       OAR        % Of EGI
------------------------------------------------------------------------------------------------------------------------
   I-1    Allendale Meadows           5/96          36.92      6.04         $16,368    $1,564    5.60x        $2.924
                                    ----------      -----      ----         -------              ----         ------
          5095 Lake Michigan        $3,650,000      223        Good          95%                 9.56%        $1,360
                                                                                                              ------
          Allendale, Michigan
                                                                                                               46.50%

------------------------------------------------------------------------------------------------------------------------
   I-2    Presidential Estates        3/96          85.40      3.82         $19,325    $1,856    6.20x        $3,115
                                    ----------      -----      ----         -------              ----         ------
          5075 Presidential Lane    $6,300,000      326        Good          97%                 9.60%        $1,260
                                                                                                              ------
          Hudsonville, Michigan                                                                                40.43%

------------------------------------------------------------------------------------------------------------------------
   I-3    Lake in the Hills           7/94          49.905     4.77         $30,672    $2,384(1) 6.86x        $,4473
                                    ----------      -----      ----         -------              ----         ------
          2700 Shimmons             $7,300,000      238      Excellent       80%                 8.75%        $1,789
                                                                                                              ------
          Auburn Hills, Michigan                                                                               40.00%

------------------------------------------------------------------------------------------------------------------------
   I-4    Meadow Lake                 3/94          109.32     3.66         $32,094    $2,980(2) 7.53x        $4.262
                                    ----------      -----      ----         -------              ----         ------
          3951 Brentwood Circle     $12,837,600     400      Excellent       95%                 9.29%        $1,282
                                                                                                              ------
          Oakland County, Michigan                                                                             30.08%


------------------------------------------------------------------------------------------------------------------------
    I-5   Timberline                  1/94          50.00      5.92         $16,892    $1,747    5.77x        $2,929
                                    ----------      -----      ----         -------              ----         ------
          192 Randall Street        $5,000,000      296        Good         100%                 10.34%       $1,182
                                                                                                              ------
          Coopersville, Michigan                                                                                40.3%



------------------------------------------------------------------------------------------------------------------------
Subject   Bedford Hills                - - -        66.61      5.10                    $2,063      N/A        $2,837
                                                    -----      ----         - - -                             ------
          110 Bejac Circle Dive                     340        Good      ------------                           $774
                                                                             97%                              ------
          Battle Creek, Michigan                                                                                27.3%
------------------------------------------------------------------------------------------------------------------------

================================================================================
  Comp.     Comparability
   No       to the Subject     Comments
--------------------------------------------------------------------------------
   I-1      Similar            Developed in 1974; Good

                               condition; Amenities include a

                               clubhouse.

--------------------------------------------------------------------------------
   I-2      Similar            Developed in 1972/1993; Good

                               condition; Amenities include:

                               clubhouse, pool, playground.

--------------------------------------------------------------------------------
   I-3     Superior            Developed in 1989/1992;

                               Excellent condition; Amenities

                               include: clubhouse and pool.

--------------------------------------------------------------------------------
   I-4     Superior            Developed in 1990/1993;

                               Excellent condition; Amenities

                               include: clubhouse, pool;
                               playground.

--------------------------------------------------------------------------------
    I-5    Similar             Developed in three stages

                               between 1970 and 1992; Good

                               condition; Amenities include:
                               clubhouse, pool, playground,
                               storage.

--------------------------------------------------------------------------------
Subject    Subject Property    Developed in 1967;

                               Good condition;

                               Amenities include:
                               Clubhouse, playground, laundry
                               facility.
--------------------------------------------------------------------------------

1) The park was purchased on an 8.75 percent overall capitalization rate, based on stabilized occupancy to be achieved in 1995.

2) The sale did not include 25 additional sites to be paid upon occupancy, at $32,094 per site.
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                                                                 Market Analysis
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      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities;
and improvement characteristics, which include differences in age, quality, condition, size and amenities.

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the population within the subject's primary 5-mile and secondary 10-mile market area, as of 1997, is 33,251 and 103,714, respectively. The population of the subject's primary and secondary market areas is projected to increase to 34,386 and 106,015, respectively, by the year 2002.

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 13,768 and 40,887, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas is projected to increase to 14,726 and 42,076, respectively, by the year 2002.

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $42,506 and $48,449, respectively, and are expected to increase to $52,661 and $$63,061, respectively, by the year 2002. The median household income levels within the subject's primary and secondary market areas, for 1997, are $32,477 and $35,186, respectively, and are expected to increase to $36,867 and $42,561, respectively, by the year 2002. Per capita income within the subject's primary and secondary market areas, for 1997, are $16,770 and $19,010, respectively, and are expected to increase to $22,900 and $25,299, respectively, by the year 2002.

      Based on the above levels, the demographics of the subject's primary market area appear to be positive, based on information provided by NDS.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.


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                                                                 Market Analysis
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      As presented in the summary of Manufactured Housing Communities Sales
Summary, operating expense ratios of competing parks range from 30.08 to 46.5 percent of effective gross income levels, and $1,182 to $1,789 on a per site basis. The subject property is currently reporting expenses at 27.3 percent of effective gross income, and $774 on a per site basis. Operating expenses on a per site basis and on a percentage of effective gross income appear to be below comparable properties.

Market Supply and Demand

      There are a total of three competing manufactured housing communities located within the subject's market, which total 607 sites, with a corresponding average occupancy rate of 98.0 percent. Based on conversations with the City of Battle Creek officials, no new manufactured housing communities are under construction, or in the planning stages. No specific absorption statistics were available, since the subject's competing parks have historically reported occupancy rates at, or above 96.0 percent. The subject property, based on conversations with management, has historically kept pace with occupancy rates consistent with competing parks, and is currently 97.0 percent occupied. We believe the current occupancy rate of the subject property is stabilized, and consistent with occupancy rates of competing parks presently presented. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady rental rate increases expected.

Conclusion

      Historically, the subject's primary market has sustained high occupancy levels. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $195.00 to $285.00 per site, on a monthly basis. The subject property is currently quoting a monthly rental rate within the range of competing parks, or at $245.00 per site, which we believe is market-orientated. Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $16,368 to $32,094 per site. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, and current rent structure.


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                                    SITE PLAN

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                                                            PROPERTY DESCRIPTION
--------------------------------------------------------------------------------

Site Description

      The subject site is located along the east side of Bedford Road, approximately two miles north of Michigan Avenue, in Battle Creek, Michigan. The mailing address is 110 Bejac Circle Drive, Battle Creek, Michigan. The subject site is irregular in shape and contains 66.61 acres, or 2,901,532 square feet of land area. Topographically, the site is basically level and at street grade.

      Water is private, while the city provides sewer, gas, electricity and telephone service. Primary access to the subject site is available from Bedford Road. Based on conversations with Bedford Township officials, the subject property is not located in a flood hazard area. However, we recommend a qualified engineer to determine the existence of any flood hazard areas.

      Each developed site has a concrete site and off-street parking. The streets within the park have two-lanes, with concrete curbs. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject improvements consist of a 340-site manufactured housing community, with a community center, playground and a laundry facility. Of the 340 total sites, approximately 279 sites are single-wide, while the remaining 61 sites are double-wide.

      The subject property was originally developed in 1967, with 340 sites. The community center includes managers offices, restroom facilities, laundry facility and open-space available for resident use. The playground is located adjacent to the community center. Off-street parking is available for each resident. Site improvements within the park include: paved streets, concrete sites, street lighting and signage. Overall, the site improvements appeared to be in good condition at the time of inspection.


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                                                            Property Description
--------------------------------------------------------------------------------

      Bedford Hills is a functional manufactured housing community with good ingress and egress along Bedford Road. Overall, the subject community appears to be well maintained and is in good condition. Bedford Hills is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities.

Real Property Taxes and Assessments

      Commercial property in Calhoun County is assessed at 50.0 percent of the Assessor's opinion of market value. Tax bills are issued on a semi-annual basis. The subject property is identified by tax parcel number 13-04-027-011-00, according to Bedford Township records.

      The total amount of real estate taxes for 1996 payable in 1997 for the subject property amount to $42,111.56. The total amount of real estate taxes for 1996 payable in 1997 equates to approximately $123.86 per site.

Zoning

      According to zoning officials of Bedford Township, the subject property is currently zoned RB, Medium Density Residential District. Based on conversations with zoning officials of Bedford Township, the subject property is a legal and conforming use under its current zoning classification.


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                                                                      CONCLUSION
--------------------------------------------------------------------------------

Conclusion

      The subject property, Bedford Hills, is a functional manufactured housing community, which competes favorably in relation to its competition. Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $195.00 to $285.00. The subject property is currently quoting a monthly rental rate of $245.00 per site, which is within the range of competing parks, and appears to be market-oriented. Sale transactions of manufactured housings located within the subject's region range in unit sales prices per site from $16,368 to $32,094. Based on the subject's location, demographic, economic, market and physical characteristics, we believe Bedford Hills will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.


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                                             ASSUMPTIONS AND LIMITING CONDITIONS
--------------------------------------------------------------------------------

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&Ws prior written consent. Reference to the Appraisal Institute or to the MA designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.


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                                             Assumptions and Limiting Conditions
--------------------------------------------------------------------------------

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.


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                                                                   CERTIFICATION
--------------------------------------------------------------------------------

      We certify that, to the best of our knowledge and belief:

1. Jody L. Garbisch inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, Director and Manager, have reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.


/s/ Michael J. Schaeffer   /s/ Jody L. Garbisch  /s/ Stanley R. Dennis, Jr., MAI

Michael J. Schaeffer       Jody L. Garbisch      Stanley R. Dennis, Jr., MAI
Director                   Associate Appraiser   Director and Manager


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                                                                         ADDENDA
--------------------------------------------------------------------------------

                          QUALIFICATIONS OF APPRAISERS


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                                                     STATEMENT OF QUALIFICATIONS

                                JODY L. GARBISCH

Education

Bachelor of Science Degree in Finance, concentration in Real Estate, from the College of Commerce and Business Administration at the University of Illinois, Urbana-Champaign, Illinois, 1997.

Real Estate Education

The following courses have been completed through the Real Estate Program at the University of Illinois at Urbana-Champaign:

      Urban Real Estate Valuation
      Urban Economics
      Real Estate Financial Markets
      Real Estate Investments
      Real Estate Law
      Real Estate Fundamentals

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, Inc., Valuation Advisory Services.

                                                     STATEMENT OF QUALIFICATIONS
--------------------------------------------------------------------------------

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

                Real Estate Appraisal Principles 1A-1
                Basic Valuation Procedures 1A-2
                Standards of Professional Practice
                Capitalization Theory and Techniques 1BA
                Capitalization Theory and Techniques IBB
                Advanced Applications 550
                Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
--------------------------------------------------------------------------------

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

         Course I-A         Fundamentals and Principles of Real Estate Appraisal
         Course I-B         Capitalization Theory and Techniques
         Course II-1        Case Studies in Real Estate Valuation
         Course II-2        Valuation Analysis and Report Writing
         Course II-3        Standards of Professional Practice
         Course IV          Litigation/Condemnation Valuation
         Course VI          Investment Analysis
         Course VIII        Residential Case Studies
         Course X           Market Analysis

         Seminar            Feasibility Analysis and Highest and Best Use
         Seminar            Discounted Cash Flow Analysis
         Seminar            Cash Equivalency
         Seminar            Subdivision Analysis
         Seminar            Rates, Ratios and Reasonableness


Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

                  --------------------------------------------------------------

                  MARKET STUDY OF REAL PROPERTY

                  Sherman Oaks
                  1144 Sherman Boulevard
                  Jackson, Jackson County, Michigan

                  --------------------------------------------------------------

                  As of July 22,1997


                  Prepared For:

                  Lehman Brothers
                  3 World Financial Center
                  20th Floor
                  New York, New York 10285


                  Prepared By:

                  Cushman & Wakefield of Illinois, Inc.
                  Valuation Advisory Services
                  455 North Cityfront Plaza Drive
                  Suite 2800
                  Chicago, Illinois 60611-5555


                                                             CUSHMAN &
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

Cushman & Wakefield of Illinois, Inc.                          Cushman &
455 N. Cityfront Plaza Drive                                   Wakefield(R)
Suite 2800
Chicago, IL 60611-5555                                      Improving your place
Tel: (312) 470-1800                                            in the world.
Fax: (312) 470-3800

July 23, 1997

Mr. Mark Mauldin
Underwriter
Lehman Brothers
3 World Financial Center
20th Floor
New York, New York 10285

Re: Market Study of Real Property
    Sherman Oaks
    1144 Sherman Boulevard
    Jackson, Jackson County, Michigan 49201

Dear Mr. Mauldin:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

      As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

      This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of the Appraiser.

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting purposes.

Mr. Mark Mauldin                      -2-                          July 23, 1997


      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      Notwithstanding anything to the contrary in Limiting Conditions annexed hereto (Investment Banker) and its affiliates (collectively "Banking Firm"), (Borrower/Owner), rating agencies, potential participating lenders determining whether to make a mortgage loan ("Loan") secured by the property which is the subject of this report, a purchaser or assignee of the Loan and investors involved in the Securitization (as defined below) may use and rely upon the report.

      "Securitization" shall mean either:

      a. A private placement Rule 144A offering to "qualified institutional buyers," as defined by Rule 144A ("Private Offering"); or

      b. If the referenced properties will be part of a pool of properties owned by various non-affiliated owners which will be the subject of a commercial mortgage-backed security offering ("Pooled Offering").

      The reports and the identity of our firm as the firm which prepared the reports may be accurately disclosed in the Offering Document for a Private Offering or a Pooled Offering.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/ Michael J. Schaeffer

Michael J. Schaeffer
Director
Chicago Valuation Advisory Services



/s/ Stanley R. Dennis, Jr.

Stanley R. Dennis, Jr., MAI
Director and Manager
Chicago Valuation Advisory Services



/s/ Jody L. Garbisch

Jody L. Garbisch
Associate Appraiser

MJS/SRD:


                                                             CUSHMAN &
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

                                                        SUMMARY OF SALIENT FACTS
================================================================================

Property Name:                  Sherman Oaks

Location:                       1144 Sherman Boulevard
                                Jackson, Jackson County, Michigan

Assessor's Parcel Number:       Based on information provided by Rives Township
                                records, the subject property is identified by Assessor's Parcel Numbers 000-03-33-476-001-01.

Date of Inspection:             The property was inspected July 22, 1997.

Ownership:                      The subject property is legally entitled to Sun
                                Communities, Inc.

Land Area:                      Based on information provided by county records,
                                the subject property contains approximately
                                107.96 acres of land area, or 4,702,738 square feet.

Zoning: Based on information provided by Rives Township, the subject property is zoned Commercial. However, the subject has a conditional use permit.

Improvements
   Type:                        A manufactured housing community.

   Year Built:                  The subject property was originally developed
                                in approximately 1974.

   Size: The subject property consists of a 366-site manufactured housing community.

   Condition:                   At the time of inspection, the subject property
                                was in good condition.

Special Assumptions:            1. Information regarding the subject property,
                                including its physical characteristics, was provided to us by the client and the on-site manager, and is assumed to be accurate.


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                                                        Summary of Salient Facts
================================================================================

                                 2. We were not provided with a legal plat of survey; therefore, information regarding the subject's land area was based on information supplied by county records. We recommend a certified plat of survey by a qualified engineer in the final determination regarding the land area of the subject property.

                                 3. The existence of potentially hazardous or toxic materials, which may be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman & Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                                 4. Our market and consulting report regarding the subject assumes the subject property, as presently improved, represents its highest and best use.

                                 5. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                                 6. Please refer to the complete list of
                                 assumptions and limiting conditions included at the end of this report.


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

                                                               TABLE OF CONTENTS
================================================================================

PHOTOGRAPHS OF SUBJECT PROPERTY................................................3

INTRODUCTION...................................................................7

  Identification of Property...................................................7

  Property Ownership and Recent History........................................7

  Purpose and Function of the Evaluation and Consulting Assignment.............7

  Scope of the Evaluation and Consulting Assignment............................7

  Date of Evaluation and Property Inspection...................................7

  Definitions and Other Pertinent Terms........................................7

REGIONAL ANALYSIS.............................................................10

NEIGHBORHOOD ANALYSIS.........................................................14

MARKET ANALYSIS...............................................................15

  Competition.................................................................17

  Comparable Manufactured housing Community Sales.............................21

  Demographic Trends..........................................................23

  Expense Analysis............................................................24

  Market Supply and Demand....................................................24

  Conclusion..................................................................25

PROPERTY DESCRIPTION..........................................................27

  Site Description............................................................27


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                                                               TABLE OF CONTENTS
================================================================================

  Improvements Description....................................................27

  Real Property Taxes and Assessments.........................................28

  Zoning......................................................................28

CONCLUSION....................................................................29

ASSUMPTIONS AND LIMITING CONDITIONS...........................................30

CERTIFICATION.................................................................32

ADDENDA.......................................................................33

  Qualifications of Appraisers


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                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                                [GRAPHIC OMITTED]

                     Front Entrance of the Subject Property


                                [GRAPHIC OMITTED]

                          Exterior of Community Center


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                                                 Photographs of Subject Property
================================================================================

                                [GRAPHIC OMITTED]

                    Typical Interior View of the Subject Park


                                [GRAPHIC OMITTED]

                    Typical Interior View of the Subject Park


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                                                 Photographs of Subject Property
================================================================================

                                [GRAPHIC OMITTED]

                    Typical Interior View of the Subject Park


                                [GRAPHIC OMITTED]

                    Typical Interior View of the Subject Park


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                                                 Photographs of Subject Property
================================================================================

                                [GRAPHIC OMITTED]

                 Street Scene Facing North Along Lansing Avenue


                                [GRAPHIC OMITTED]

                 Street Scene Facing South Along Lansing Avenue


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                                                                    INTRODUCTION
================================================================================

Identification of Property

      The subject property consists of a 366-site manufactured housing community, situated on approximately 107.96 acres of land area, located approximately three and one-half miles north on Lansing Avenue via Parnall Road just north of the city of Jackson, Jackson County, Michigan. The property's street address is 1144 Sherman Boulevard. The property was constructed in 1974, and was 100.0 percent occupied at the time of inspection.

Property Ownership and Recent History

      The subject property is currently entitled to Sun Communities, Inc. The subject property was originally developed in 1974, with 366 manufactured housing sites.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated the demographic, economic, and market demand and position regarding the subject property.

Date of Property Inspection

      The property was inspected July 22, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:


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                                                                    INTRODUCTION
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Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.

Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located along the west side of Lansing Avenue, approximately three and one-half miles north of Parnall Road, which is accessed from U.S. Highway 127 just north of the city of Jackson, Jackson County, Michigan. The street address of the subject property is 1144 Sherman Boulevard, Jackson, Michigan. The property is identified by tax parcel number 000-03-33-476-001-01, according to Rives Township records. The subject property's legal description, provided by Rives Township records, is presented as follows:

            Beginning at the Southeast corner of Section 33, thence the South 89%50'15" West 1,333.02 feet to R/W line of U.S. Highway 127, thence North 0%15'05" West 1,625.32 feet, Thence North 88%27'06" East 1,339.6 feet to the East Section line, Thence, South 1,657.69 feet to beginning of Section
      33. Also,

            Beginning at the Southwest corner of Section 34, thence the North 1,005.51 feet along the West Section line, thence the North 89%55'20" East 2,700.12 feet to center of Lansing Avenue, thence the South 0%14'15" West
      232.96 feet along center of SD Avenue, thence South 89%52'20" West 264 feet, thence South 0%14'15" West 770 feet to the South line of Section 34, thence West 2,432.34 feet along the South Section line to the beginning of
      Section 34. Sections 33 and 34, Township 1 South, Range 1 West.


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                                [GRAPHIC OMITTED]

                                  LOCATION MAP

                                                               REGIONAL ANALYSIS
================================================================================

Location

      The subject property is located in Jackson, Jackson County, Michigan. Jackson is located in the south-central portion of the state, bordering Indiana to the south, with Lake Michigan and Lake Erie to the west and east, respectively.

      The greater Jackson area is relatively close to many of the nation's largest metropolitan markets, with more than 50 percent of the United States population located within a 500 mile radius. The distances from Jackson to major metropolitan areas are shown in the chart below.

                     ======================================
                      Distance to Major Metropolitan Areas
                     --------------------------------------
                      Chicago                   200 miles
                     --------------------------------------
                      Detroit                    75 miles
                     --------------------------------------
                      Indianapolis              237 miles
                     --------------------------------------
                      Cleveland                 180 miles
                     --------------------------------------
                      Lansing                    38 miles
                     ======================================

Transportation

      Jackson is located at the hub of a network of federal and state highways serving Central Michigan. Routes passing through Jackson include: Interstate 94, U.S. Highway 127, M-50, M-60, M-99, M-106 and M-124.

      Rail freight service is provided to Jackson businesses by Amtrak and Conrail. Commuter rail service is provided by Amtrak. Air freight service is offered by a number of charter services at the Jackson Reynolds Field, with the nearest commercial airport located in the Detroit Metropolitan Area.

      The variety of alternatives for transportation to and from the area act to support the economic health of the metropolitan area.

Recreation

      Local attractions to the Jackson County area include the Michigan International Speedway, Cascade Falls Park, Ella Sharp Museum, Jackson space Center, Hurst Planetarium and Jackson Harness Raceway. Additional recreational amenities include 50


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                                                               Regional Analysis
================================================================================

public lakes, 32 parks, 20 golf courses, 20 campgrounds and eight tennis courts. The City of Jackson also provides a variety of programs and athletic complexes.

Population Characteristics

      The following chart summarizes and compares population of Jackson County to those of the city of Jackson, based on the 1950 through 1990 U.S. Census.

================================================================================
          Census                    Jackson                 Jackson County
================================================================================
           1950                      43,170                     107,925
--------------------------------------------------------------------------------
           1960                      50,720                     131,994
--------------------------------------------------------------------------------
           1970                      45,484                     143,274
--------------------------------------------------------------------------------
           1980                      39,739                     151,495
--------------------------------------------------------------------------------
           1990                      37,425                     149,756
================================================================================

      Historically, population growth in the city of Jackson has been decreasing. The population of Jackson County, however, has steadily increased, with the exception of the interim between 1980 and 1990, where a slight decrease is observed.

Unemployment

================================================================================
                  LABOR MARKET ANALYSIS FOR JACKSON MSA COUNTY
================================================================================
                          1996       1995        1994        1993        1992
--------------------------------------------------------------------------------
Civilian Labor Force     74,025     71,500      73,00       66,300      66,900
--------------------------------------------------------------------------------
Employed                 70,350     67,100      69,400      61,000      59,800
--------------------------------------------------------------------------------
Unemployed                3,650      4,600       4,100       5,300       7,100
--------------------------------------------------------------------------------
Percent Unemployed         4.9%       6.4%        5.6%        7.9%       10.6%
================================================================================

      The Jackson County's labor market unemployment rate is lower than it has been in the five years; however, the unemployment rate is slightly higher than the state of Michigan as a whole. According to the MESA, Michigan Employment Security Agency, the most recent unemployment rate, as of June, 1997, for Jackson County is 4.9 percent and the state of Michigan is 4.3 percent.


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                                                               Regional Analysis
================================================================================

Major Employers

      The Greater Jackson area's economy is heavily dependent on a diverse manufacturing base, as well as by the Michigan Department of Corrections. The top 15 employers in Jackson are presented in the chart shown below.

================================================================================
                      Top 15 Employers in Jackson, Michigan
--------------------------------------------------------------------------------
Employer                              Number of           Principle Product/
                                      Employees                Service
--------------------------------------------------------------------------------
Michigan Department of                  2,167                State Prison
Corrections
--------------------------------------------------------------------------------
Consumers Energy Co.                    2,025           Corporate Headquarters
--------------------------------------------------------------------------------
W.A. Foote Memorial                     2,025                Health Care
Hospital
--------------------------------------------------------------------------------
Jacobsons                                 745           Warehouse Headquarters
--------------------------------------------------------------------------------
Michigan Automotive                       675              Air Conditioner
Compressor, Inc.                                              Compressor
--------------------------------------------------------------------------------
Aeroquip Corporation                      505                Hose lines/
                                                          Fittings/Couplings
--------------------------------------------------------------------------------
Wolverine Technologies                    415                Vinyl Siding
--------------------------------------------------------------------------------
Michigan Seat Company                     333         Industrial Vehicle Seating
--------------------------------------------------------------------------------
General Products, Inc.                    317             Machine Forgings &
                                                               Castings
--------------------------------------------------------------------------------
Specialty Stamping                        317          Auto Stampings/Assembly
--------------------------------------------------------------------------------
Kelsey Hayes Company                      259                Disc Brakes
--------------------------------------------------------------------------------
MacSteel, Div. Of Quanex                  270         Steel, Alloy & Carbon Bars
--------------------------------------------------------------------------------
Melling Tool Company                      227           Automotive Components
--------------------------------------------------------------------------------
Way Bakeries                              230                Breads, Buns
--------------------------------------------------------------------------------
Bissell Healthcare Corp.                  223             Orthopedic Support
================================================================================


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                                [GRAPHIC OMITTED]

                                NEIGHBORHOOD MAP

                                                           NEIGHBORHOOD ANALYSIS
================================================================================

      The subject property is situated along the west side of Lansing Avenue, approximately three and one-half miles north of Parnall Road, just north of the city of Jackson, Michigan. The subject's immediate neighborhood is bordered by U.S. Highway 127 to the west, Henry Road to the north, U.S. Highway 106 to the east and Parnall Road to the south. This area is developed with single-family homes, convenience stores and mobile home park communities.

      Roadways leading to and from the subject's immediate neighborhood include Lansing Road, Parnall Road and U.S. Highway 127. U.S. Highway 127, which borders the west side of the subject, is a major four-lane Highway that provides direct access to Lansing, which is approximately 30 miles north of the subject.

      The subject property enjoys visibility along U.S. Highway 127. Access to the subject from U.S. Highway 127 is provided via Parnall Road, located approximately three and one-half miles south of the subject.

      The subject property is situated in an area well suited for manufactured housing development. Real estate values are anticipated to increase at a steady pace. The economy in the area is anticipated to be good, with steady unemployment levels anticipated. The growth in population is anticipated to remain constant.


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                                                                 MARKET ANALYSIS
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National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in Michigan; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in Michigan.

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, Michigan, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

      The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and attractive living requirements. Today, approximately one out of sixteen families live in manufactured housing units. The manufactured housing market share has been growing steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1970, according to the U.S. Census Bureau, which represents 12.0 to
14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.


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                                                                 Market Analysis
================================================================================

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Grand Rapids, Michigan. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994, Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1995, ROC communities and Manufactured Home Communities (MHC) continued to lead and dominate the Real Estate Investment Trust market. Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997.

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-pop" private companies account for the other 95.0 percent. This unglamorous niche industry


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                                                                 Market Analysis
================================================================================

is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality manufactured housing communities has been substantially reduced compared to the 1980's. Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with the REITs leading the way.

Competition

      We have surveyed six manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 1,921 sites. The combined occupancy rate of these six manufactured housing communities, including the subject property, is approximately 92.0 percent. Excluding the subject property in our survey, the combined occupancy rate is approximately 90.0 percent, based on 1,555 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.


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
=====================================================================================================================
                                SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
=====================================================================================================================
                              Number
                             Of Sites                                                                      3-Year
                             --------                   Age                     Services      Date Of      Average
 Comp.         Name          Occupancy               ---------      Monthly     Provided    Last Rental    Rental
  No.        Location          Level     Amenities   Condition       Rent        in Rent     Increase     Increase
=====================================================================================================================
  R-1    Walnut Ridge           450     Clubhouse       1996      $248.00/Mo.    Refuse      May, 1997   $10.00/Mo.
         3001 W. Parnall        ---     Pool           ------         To
         Road                   90%     Playground      Good      $298.00/Mo.
         Jackson, Michigan              Basketball
---------------------------------------------------------------------------------------------------------------------
  R-2    Windham Hills          200     Clubhouse       1996      $235.00/Mo.     None      April, 1997  $10.00/Mo.
         3817 Covington         ---     Pool           ------
         Court                  70%     Playground      Good
         Jackson, Michigan              Laundry
---------------------------------------------------------------------------------------------------------------------
  R-3    English Meadows        350     Clubhouse       1972      $265.00/Mo.     Water     April, 1997  $13.00/Mo.
         3115 W. Parnall        ---     Storage        ------         To          Sewer
         Road                   89%                     Good      $275.00/Mo.    Refuse
         Jackson, Michigan
---------------------------------------------------------------------------------------------------------------------
  R-4    Indian Village         287     Pool            1973      $300.00/Mo.     Water     March, 1997  $13.00/Mo.
         2600 E. South          ---     Playground     ------         To          Sewer
         Street                 97%     Shuffleboard    Good      $310.00/Mo.    Refuse
         Jackson, Michigan              Storage
---------------------------------------------------------------------------------------------------------------------
  R-5    Arbor Village          268     Pool            1972      $225.00/Mo.     Water     March, 1997  $10.00/Mo.
         7940 S. Circle         ---     Shuffleboard   ------         To          Sewer
         Parma, Michigan        99%     Storage         Good      $235.00/Mo.    Refuse
---------------------------------------------------------------------------------------------------------------------
Subject  Sherman Oaks           366     Clubhouse       1974      $255.00/Mo.     Water     April, 1997  $11.00/Mo.
         1144 Sherman Blvd.     ---     Pool           ------         To          Sewer
         Jackson, Michigan      100%    Playgrounds     Good      $265.00/Mo.    Refuse
                                        Basketball
                                        Rollerblade-
                                        Hockey
                                        Volleyball
                                        Laundry
                                        Storage
=====================================================================================================================

                                [GRAPHIC OMITTED]

                       COMPETING MANUFACTURED HOUSING MAP
                                                             CUSHMAN &
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                                                                 Market Analysis
================================================================================

      Rental rates of manufactured housing communities located within the subject's primary market range from $225.00 to $310.00 per site, on a monthly basis. The subject property is currently quoting monthly rental rates within the market range of $255.00 to $265.00 per site. The last rental rate increase at the subject property was as of April 1, 1997.

      The preceding comparable rentals are considered most competitive to the subject property regarding amenities offered, condition, and location.

      Comparable R-1, Walnut Ridge, is located at 3001 W. Parnall Road, in Jackson, Michigan. This comparable property contains 450 sites, and is
      90.0 percent occupied. Walnut Ridge was developed in 1996, and in overall good condition. Over the last year, the annual rental rate increased $10.00 per month. Amenities include a clubhouse, pool, playground and basketball court. Monthly rental rates range from $248.00 to $298.00, with refuse service included in monthly rental payment.

      Comparable R-2, Windham Hills, is located at 3817 Covington Court, in Jackson, Michigan. Windham Hills contains 200 sites, and is 70.0 percent occupied. Windham Hills was developed in 1996, and is in overall good condition. Over the last year, the annual rental rate increased $10.00 per month. The monthly rental rate is $235.00 per month, with no services included in the rental rate. Amenities include a clubhouse, pool, playground and a laundry facility.

      Comparable R-3, English Meadows, is located at 3115 W. Parnall Road, in Jackson, Michigan. English Meadows contains 350 sites, and is 89.0 percent occupied. English Meadows was developed in 1972, and is in overall good condition. Over the last three years, the average annual rental rate increase was approximately $13.00 per month. The monthly rental rates range from $265.00 to $275.00, with water, sewer and refuse service included in monthly rental payment. Amenities include a clubhouse and recreational vehicle and boat storage.

      Comparable R-4, Indian Village, is located at 2600 E. South Street, in Jackson, Michigan. Indian Village contains 287 sites, and is 97.0 percent occupied. Indian Village was developed in 1973, and is in overall good condition. Over the last three years, the average annual rental rate increase was approximately $13.00 per month. The monthly rental rates range form $300.00 to $310.00, with water, sewer and refuse service included in monthly rental payment. Amenities include a pool, playground, shuffleboard and recreational vehicle and boat storage.

      Comparable R-5, Arbor Village, is located at 7940 S. Circle, in Jackson, Michigan. Arbor Village contains 268 sites, and is 99.0 percent occupied. Arbor Village was developed in 1972, and is in overall good condition. Over the last three years, the average annual rental rate increase was approximately $10.00 per month. The monthly rental rates range from $225.00 to $265.00, with water, sewer and refuse


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                                                                 Market Analysis
================================================================================

      service included in monthly rental payment. Amenities include a pool, shuffleboard and recreational vehicle and boat storage.

      In our opinion, and based on conversations with the on-site manager, comparables R-1 and R-3 competes most favorably with the subject property, with monthly rental rates ranging from $248.00 to $298.00 per site. The subject property is currently quoting monthly rental rates ranging from $255.00 to $265.00 per site, which is within the range of rental rates of our more comparable competing properties. The subject property competes most effectively with its primary competitors regarding amenities, condition and current rent structure.

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed five recent sales of manufactured housing communities located in Michigan. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

      Comparable Sale I-1, Allendale Meadows, is located at 5095 Lake Michigan Drive, in Allendale, Michigan. This property contains 223 sites, situated on 36.92 acres of land area. The property was in good condition at the time of sale and was developed in 1974. Amenities include a clubhouse. The property was approximately 95.0 percent occupied at the time of sale. The property was purchased for $3,650,000, which equates to $16,368 per site.

      Comparable Sale I-2, Presidential Estates, is located at 5075 Presidential Lane, in Hudsonville, Michigan. This property contains 326 sites, situated on 85.40 acres of land area. The property was in good condition at the time of sale and was developed in 1972, with additional phases in 1993. Amenities include a clubhouse, pool and playground. The property was approximately 97.0 percent occupied at the time of sale. The property was purchased for $6,300,000, which equates to $19,325 per site.

      Comparable Sale I-3, Lake in the Hills, is located at 2700 Shimmons, in Auburn Hills, Michigan. This property contains 238 sites, situated on
      49.905 acres of land area. The property was in excellent condition at the time of sale and was developed in 1989, with subsequent additions in 1992. Amenities include a clubhouse and pool. The property was approximately
      80.0 percent occupied at the time of sale. The property was purchased for $7,300,000, which equates to $30,672 per site.


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
=====================================================================================================================
                                  SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
=====================================================================================================================
                                                                     Sales Price                        $EGI/Site
                                                                       Per Site                         ---------
                                  Sales Date   Land Area   Density   -----------                EGIM   $Expense/Site
 Comp.         Name               ----------   ---------   -------    Occupancy                 ----   -------------
  No.        Location             Sales Price  No. Sites  Condition    At Sale    $NOI/Site      OAR   Expense Ratio
                                                                                                         % Of EGI
---------------------------------------------------------------------------------------------------------------------
 I-1     Allendale Meadows            5/96        36.92      6.04      $16,368      $1,564      5.60x     $2,924
         5095 Lake Michigan         --------      -----      ----      -------                  -----     ------
         Allendale, Michigan       $3,650,000      223       Good         95%                   9.56%     $1,360
                                                                                                          ------
                                                                                                          46.50%
---------------------------------------------------------------------------------------------------------------------
 I-2     Presidential Estates         3/96        85.40      3.82      $19,325      $1,856      6.20x     $3,115
         5075 Presidential Lane     --------      -----      ----      -------                  -----     ------
         Hudsonville, Michigan     $6,300,000      326       Good         97%                   9.60%     $1,260
                                                                                                          ------
                                                                                                          40.43%
---------------------------------------------------------------------------------------------------------------------
 I-3     Lake in the Hills            7/94       49.905      4.77      $30,672      $2,384(1)   6.86x     $4,473
         2700 Shimmons              --------     ------      ----      -------                  -----     ------
         Auburn Hills, Michigan    $7,300,000      238     Excellent      80%                   8.75%     $1,789
                                                                                                          ------
                                                                                                          40.00%
---------------------------------------------------------------------------------------------------------------------
 I-4     Meadow Lake                  3/94       109.32      3.66      $32,094      $2,980(2)   7.53x     $4,262
         3951 Brentwood Circle      --------     ------      ----      -------                  -----     ------
         Oakland County, Michigan $12,837,600      400     Excellent      95%                   9.29%     $1,282
                                                                                                          ------
                                                                                                          30.08%
---------------------------------------------------------------------------------------------------------------------
 I-5     Timberline                   1/94        50.00      5.92      $16,892      $1,747      5.77x     $2,929
         192 Randall Street         --------      -----      ----      -------                 ------     ------
         Coopersville, Michigan    $5,000,000      296       Good        100%                  10.34%     $1,182
                                                                                                          ------
                                                                                                           40.3%
---------------------------------------------------------------------------------------------------------------------
Subject  Sherman Oaks                 - - -      107.96      3.39       - - -       $2,019      N/A       $2,989
         1144 Sherman Blvd.                      ------      ----     ---------                           ------
         Jackson, Michigan                         366       Good        100%                              $970
                                                                                                          ------
                                                                                                          32.45%

---------------------------------------------------------------------------------------------------------------------


=====================================================================================================================


========================================================================================
                     SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
========================================================================================



 Comp.         Name                  Comparability
  No.        Location                to the Subject             Comments

----------------------------------------------------------------------------------------
 I-1     Allendale Meadows              Similar       Developed in 1974; Good
         5095 Lake Michigan                           condition; Amenities include a
         Allendale, Michigan                          clubhouse.


----------------------------------------------------------------------------------------
 I-2     Presidential Estates           Similar       Developed in 1972/1993; Good
         5075 Presidential Lane                       condition; Amenities include:
         Hudsonville, Michigan                        clubhouse, pool, playground.


----------------------------------------------------------------------------------------
 I-3     Lake in the Hills              Superior      Developed in 1989/1992;
         2700 Shimmons                                Excellent condition; Amenities
         Auburn Hills, Michigan                       include: clubhouse and pool.


----------------------------------------------------------------------------------------
 I-4     Meadow Lake                    Superior      Developed in 1990/1993;
         3951 Brentwood Circle                        Excellent condition; Amenities
         Oakland County, Michigan                     include: clubhouse, pool;
                                                      playground.

----------------------------------------------------------------------------------------
 I-5     Timberline                     Similar       Developed in three stages
         192 Randall Street                           between 1970 and 1992; Good
         Coopersville, Michigan                       condition; Amenities include:
                                                      clubhouse, pool, playground,
                                                      storage.
----------------------------------------------------------------------------------------
Subject  Sherman Oaks              Subject Property   Developed in 1974;
         1144 Sherman Blvd.                           Good condition;
         Jackson, Michigan                            Amenities include: Clubhouse,
                                                      pool, playground, basketball,
                                                      Rollerblade-hockey court,
                                                      volleyball, laundry and storage.
----------------------------------------------------------------------------------------
1)  The park was purchased on an 8.75 percent overall capitalization rate, based on stabilized occupancy to be achieved in 1995.

2)  The sale did not include 25 additional sites to be paid upon occupancy, at
    $32,094 per site.
========================================================================================

                                                                 Market Analysis
================================================================================

      Comparable Sale I-4, Meadow Lake, is located at 3951 Brentwood Circle, in Oakland County, Michigan. This property contains 400 sites, situated on
      109.32 acres of land area. The park was in excellent condition at the time of sale and was developed in approximately 1990, with addition phases in 1993. Amenities include a clubhouse, pool and playground. The property was
      95.0 percent occupied at the time of sale. The property was purchased for $12,837,600, which equates to $32,094 per site.

      Comparable Sale I-5, Timberline, is located at 192 Randall Street, in Coopersville, Michigan. This property contains 296 sites, situated on
      50.00 acres of land area. The park was in good condition at the time of sale and was developed in three stages between 1970 and 1992. Amenities include a clubhouse, pool, playground and RV and boat storage. The property was 100.0 percent occupied at the time of sale. The property was purchased for $5,000,000, which equates to $16,892 per site.

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the population within the subject's primary 5-mile and secondary 10-mile market area, as of 1997, is 73,270 and 120,149, respectively. The population of the subject's primary and secondary market areas is projected to increase to 75,845 and 123,497, respectively, by the year 2002.

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 26,796 and 44,442, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas is projected to increase to 27,403 and 45,945, respectively, by the year 2002.

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $41,638 and $46,099, respectively, and are expected to increase to $53,441 and $58,769, respectively, by the year 2002. The median household income levels within the subject's primary and secondary market areas, for 1997, are $30,785 and $34,985, respectively, and are expected to increase to $36,025 and $40,808, respectively, by the year 2002. Per capita income within the subject's primary and secondary market areas, for 1997, are $15,618 and $17,283, respectively, and are expected to increase to $19,895 and $22,194, respectively, by the year 2002.


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                                                                 Market Analysis
================================================================================

      Based on the above levels, the demographics of the subject's primary market area appear to be positive, based on information provided by NDS.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

      As presented in the summary of Manufactured Housing Communities Sales Summary, operating expense ratios of competing parks range from 30.08 to 46.5 percent of effective gross income levels, and $1,182 to $1,789 on a per site basis. The subject property is currently reporting expenses at 32.45 percent of effective gross income, and $970 on a per site basis. Operating expenses appear to be slightly below comparable properties on a per site basis, but are within the range of competing parks as a percentage of effective gross income.

Market Supply and Demand

      There are a total of five competing manufactured housing communities located within the subject's market, which total 1,555 sites, with a corresponding average occupancy rate of about 90.0 percent. No specific absorption statistics were available, since the subject's competing parks have historically reported overall occupancy rates at, or above 90.0 percent. The subject's occupancy rates, based on conversations with management, have historically been higher than occupancy rates of competing parks, and is currently 100.0 percent occupied. We believe the current occupancy rate of the subject property is stabilized, and is slightly higher than the occupancy rates of competing parks presently presented. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be moderate, with steady rental rate increases expected.


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                                                                 Market Analysis
================================================================================

Conclusion

      Historically, the subject's primary market has sustained good occupancy levels. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $225.00 to $310.00 per site, on a monthly basis. The subject property is currently quoting a monthly rental rate within the range of competing parks, or at $255.00 to $265.00 per site, which we believe is market-orientated. Based on our research, steady increases in rental rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $16,368 to $32,094 per site. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, and current rent structure.


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                                [GRAPHIC OMITTED]

                                    SITE PLAN

                                                            PROPERTY DESCRIPTION
================================================================================

Site Description

      The subject site is located along the west side of Lansing Avenue, approximately three and one-half miles north of Parnall Road. The west side of the site borders U.S. Highway 127. The subject site is rectangular in shape and contains 107.96 acres, or 4,702,738 square feet of land area. Topographically, the site is basically level and at street grade.

      Sewer and water are private, while the city provides gas, electricity and telephone service. Primary access to the subject site is available from Lansing Avenue, and can be accessed from U.S. Highway 127 via Parnall Road. Based on conversations with the Rives Township, the subject property is not located in a flood hazard area. However, we recommend a qualified engineer to determine the existence of any flood hazard areas.

      Each developed site has a concrete site and off-street parking. The streets within the park have two-lanes, with concrete curbs. Overall, the subject site is typical of the area and is functionally well suited for its current use.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Improvements Description

      The subject property was originally developed in 1974. The subject improvements consist of a 366-site manufactured housing community, with a community center, swimming pool, playground area, basketball court, volleyball court, Rollerblade-hockey court, laundry and recreational vehicle and boat storage. Of the 366 total sites, 298 sites are single-wide, while the remaining 68 sites are double-wide.

      The community center consists of a manager's office, restroom facilities, and open-space available for resident use, with a fully-equipped kitchen and bar area. The exterior of the one-story community center is concrete block, and appeared to be in overall good condition at the time of inspection.

      The swimming pool, playground area, basketball, volleyball and Rollerblade-hockey


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                                                            Property Description
================================================================================

courts are located adjacent to the community center. The recreational vehicle and boat storage is located at toward the western portion of the park. Chain-link fencing surrounds the pool area and recreational vehicle and boat storage area. Off-street parking is available for each resident. Site improvements within the park include: paved streets, concrete sites, street lighting and signage. Overall, the site improvements appeared to be in good condition at the time of inspection.

      Sherman Oaks is a functional manufactured housing community with good ingress and egress along Lansing Avenue. Overall, the subject community appears to be well maintained and is in good condition. Sherman Oaks is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities.

Real Property Taxes and Assessments

      Assessed value of commercial property in Rives Township is assessed at
50.0 percent of the Assessor's opinion of market value. The subject property is identified by tax parcel number 000-03-33-476-001-01.

      The total amount of real estate taxes for 1996 payable in 1997 for the subject property amounts to $35,253. The total amount of real estate taxes for 1996 payable in 1997 equates to approximately $96.32 per site.

Zoning

      According to zoning officials of Rives Township, the subject property is currently zoned commercial. Based on conversations with zoning officials of Rives Township, the subject property has a conditional use permit for this commercial zoned district.


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                                                                      CONCLUSION
================================================================================

Conclusion

      The subject property, Sherman Oaks, is a functional manufactured housing community, which competes favorably in relation to its competition. Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $225.00 to $310.00. The subject property is currently quoting a monthly rental rate ranging from $255.00 to $265.00 per site, which is within the range of competing parks, and appears to be market-oriented. Sale transactions of manufactured housings located within the subject's region range in unit sales prices per site from $16,368 to $32,094. Based on the subject's location, demographic, economic, market and physical characteristics, we believe Sherman Oaks will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.


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

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.


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                                             Assumptions and Limiting Conditions
================================================================================

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.


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

                                                                   CERTIFICATION
================================================================================

      We certify that, to the best of our knowledge and belief:

1. Jody L. Garbisch inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, Director and Manager, have reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.


/s/ Michael J. Schaeffer
------------------------
Michael J. Schaeffer
Director


/s/ Jody L. Garbisch
--------------------
Jody L. Garbisch
Associate Appraiser


/s/ Stanley R Dennis, Jr.
-------------------------
Stanley R Dennis, Jr., MAI
Director and Manager


                                       32
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                                                                         ADDENDA
================================================================================

                          QUALIFICATIONS OF APPRAISERS

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                                JODY L. GARBISCH

Education

Bachelor of Science Degree in Finance, concentration in Real Estate, from the College of Commerce and Business Administration at the University of Illinois, Urbana-Champaign, Illinois, 1997.

Real Estate Education

The following courses have been completed through the Real Estate Program at the University of Illinois at Urbana-Champaign:

         Urban Real Estate Valuation
         Urban Economics
         Real Estate Financial Markets
         Real Estate Investments
         Real Estate Law
         Real Estate Fundamentals

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, Inc., Valuation Advisory Services.

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                              MICHAEL J. SCHAEFFER

Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

         Real Estate Appraisal Principles 1A-1
         Basic Valuation Procedures 1A-2
         Standards of Professional Practice
         Capitalization Theory and Techniques 1BA
         Capitalization Theory and Techniques IBB
         Advanced Applications 550
         Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
================================================================================

                           STANLEY R. DENNIS, JR., MAI

Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

         Course I-A        Fundamentals and Principles of Real Estate Appraisal
         Course I-B        Capitalization Theory and Techniques
         Course II-1       Case Studies in Real Estate Valuation
         Course II-2       Valuation Analysis and Report Writing
         Course II-3       Standards of Professional Practice
         Course IV         Litigation/Condemnation Valuation
         Course VI         Investment Analysis
         Course VIII       Residential Case Studies
         Course X          Market Analysis

         Seminar           Feasibility Analysis and Highest and Best Use
         Seminar           Discounted Cash Flow Analysis
         Seminar           Cash Equivalency
         Seminar           Subdivision Analysis
         Seminar           Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

                  --------------------------------------------------------------


                  MARKET STUDY OF REAL PROPERTY

                  Cutler Estates
                  6471 South Division Avenue
                  Cutlerville, Kent County, Michigan


                  --------------------------------------------------------------


                  As of July 22, 1997



                  Prepared For:

                  Lehman Brothers
                  3 World Financial Center
                  20th Floor
                  New York, New York 10285


                  Prepared By:

                  Cushman & Wakefield of Illinois, Inc.
                  Valuation Advisory Services
                  455 North Cityfront Plaza Drive
                  Suite 2800
                  Chicago, Illinois 60611-5555


                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

Cushman & Wakefield of Illinois, Inc.                      CUSHMAN &
455 N. Cityfront Plaza Drive                               WAKEFIELD(R)
Suite 2800
Chicago, IL 60611-5555                                 Improving your place
Tel: (312) 470-1800                                        in the world.
Fax: (312) 470-3800


July 23,1997

Mr. Mark Mauldin
Underwriter
Lehman Brothers
3 World Financial Center
20th Floor
New York, New York 10285

Re:  Market Study of Real Property
     Cutler Estates
     6471 South Division Avenue
     Cutlerville, Kent County, Michigan

Dear Mr. Mauldin:

      In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc., is pleased to transmit our market study and consulting report evaluating the above referenced real property.

      As specified in the Letter of Engagement, our market study and consulting report is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report.

      This consulting report was prepared for the Client, and it is intended only for the specified use of the Client. It may not be distributed to or relied upon by other persons or entities without written permission of the Appraiser.

      The purpose of this consulting report is to evaluate the location, demographic, economic, market and property characteristics of the above referenced real property, as of the date of our property inspection. The function of the report is to assist the client, in evaluating the property for underwriting purposes.

Mr. Mark Mauldin                      -2-                          July 23, 1997


      This market study and consulting report was prepared in conformity with the requirements of the Code of Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation.

      Notwithstanding anything to the contrary in Limiting Conditions annexed hereto (Investment Banker) and its affiliates (collectively "Banking Firm"), (Borrower/Owner), rating agencies, potential participating lenders determining whether to make a mortgage loan ("Loan") secured by the property which is the subject of this report, a purchaser or assignee of the Loan and investors involved in the Securitization (as defined below) may use and rely upon the report.

      "Securitization" shall mean either:

      a. A private placement Rule 144A offering to "qualified institutional buyers," as defined by Rule 144A ("Private Offering"); or

      b. If the referenced properties will be part of a pool of properties owned by various non-affiliated owners which will be the subject of a commercial mortgage-backed security offering ("Pooled Offering").

      The reports and the identity of our firm as the firm which prepared the reports may be accurately disclosed in the Offering Document for a Private Offering or a Pooled Offering.

      This letter is invalid if detached from the report, which contains the text, exhibits, and the Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/s/Michael J. Schaeffer                      /s/Stanley R. Dennis, Jr.
-------------------------                    ---------------------------
Michael J. Schaeffer                         Stanley R. Dennis, Jr., MAI
Director                                     Director and Manager
Chicago Valuation Advisory Services          Chicago Valuation Advisory Services


/s/Jody L. Garbisch
---------------------
Jody L. Garbisch
Associate Appraiser

MJS/SRD:

                                                             CUSHMAN &
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                                                        SUMMARY OF SALIENT FACTS
--------------------------------------------------------------------------------

Property Name:                     Cutler Estates

Location:                          6471 South Division Avenue
                                   Cutlerville, Kent County, Michigan

Assessor's Parcel Number:          Based on information provided by Byron
                                   Township, the subject property is
                                   identified by Assessor's Parcel Number
                                   41-21-01-401-008.

Date of Inspection:                The property was inspected July 22,
                                   1997.

Ownership:                         The subject property is legally entitled to
                                   Sun Communities, Inc.

Land Area:                         Based on information provided by Byron
                                   Township, the subject property contains
                                   approximately 47.13 acres of land area,
                                   or 2,052,983 square feet.

Zoning: Based on information provided by Byron Township, the subject property is zoned R-D, High Density Residential District.

Improvements

     Type:                         A manufactured housing community.

     Year Built:                   The subject property was originally
                                   developed in 1967, with additional sites added in 1970.

     Size: The subject property consists of a 281-site manufactured housing community.

     Condition:                    At the time of inspection, the subject
                                   property was in good condition.

Special Assumptions:               1. Information regarding the subject
                                   property, including its physical
                                   characteristics, was provided to us by the client and the on-site manager, and is assumed to be accurate.


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                                                        Summary of Salient Facts
--------------------------------------------------------------------------------

                                   2. We were not provided with a legal plat of survey; therefore, information regarding the subject's land area was based on information supplied by county records. We recommend a certified plat of survey by a qualified engineer in the final determination regarding the land area of the subject property.

                                   3. The existence of potentially hazardous or toxic materials, which may be located on or about the property, was not considered in our evaluation. The appraisers are not qualified to detect such substances, and Cushman & Wakefield urges that an expert in this field be employed to determine the existence, if any, of hazardous materials located on or about the site.

                                   4. Our market and consulting report regarding the subject assumes the subject property, as presently improved, represents its highest and best use.

                                   5. It is unknown to the appraiser if the subject property complies with the Americans with Disabilities Act (ADA). We recommend a qualified specialist in the final determination regarding any ADA compliance deficiencies that may be present at the subject property.

                                   6. Please refer to the complete list of
                                   assumptions and limiting conditions included at the end of this report.


                                                             CUSHMAN &
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

                                                               TABLE OF CONTENTS
--------------------------------------------------------------------------------

PHOTOGRAPHS OF SUBJECT PROPERTY ...........................................    3

INTRODUCTION ..............................................................    7

     Identification of Property ...........................................    7

     Property Ownership and Recent History ................................    7

     Purpose and Function of the Evaluation and Consulting Assignment .....    7

     Scope of the Evaluation and Consulting Assignment ....................    7

     Date of Evaluation and Property Inspection ...........................    7

     Definitions and Other Pertinent Terms ................................    8

REGIONAL ANALYSIS .........................................................   10

NEIGHBORHOOD ANALYSIS .....................................................   14

MARKET ANALYSIS ...........................................................   16

     Competition ..........................................................   18

     Comparable Manufactured housing Community Sales ......................   22

     Demographic Trends ...................................................   24

     Expense Analysis .....................................................   25

     Market Supply and Demand .............................................   25

     Conclusion ...........................................................   25

PROPERTY DESCRIPTION ......................................................   28

     Site Description .....................................................   28


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                                                               Table of Contents
--------------------------------------------------------------------------------

     Improvements Description .............................................   29

     Real Property Taxes and Assessments ..................................   29

     Zoning ...............................................................   30

CONCLUSION ................................................................   31

ASSUMPTIONS AND LIMITING CONDITIONS .......................................   32

CERTIFICATION .............................................................   34

ADDENDA ...................................................................   35

     Qualifications of Appraisers


                                        2
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                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
--------------------------------------------------------------------------------

                                  [PHOTOGRAPH]

                     Front Entrance of the Subject Property


                                  [PHOTOGRAPH]

                       Exterior of Multi-Purpose Building


                                        3
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                                                 Photographs of Subject Property
--------------------------------------------------------------------------------

                                  [PHOTOGRAPH]

                    Typical Interior View of the Subject Park


                                  [PHOTOGRAPH]

                    Typical Interior View of the Subject Park


                                        4
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                                                 Photographs of Subject Property
--------------------------------------------------------------------------------

                                  [PHOTOGRAPH]

                    Typical Interior View of the Subject Park


                                  [PHOTOGRAPH]

                    Typical Interior View of the Subject Park


                                        5
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                                                 Photographs of Subject Property
--------------------------------------------------------------------------------

                                  [PHOTOGRAPH]

                    Street Scene Facing North Along Division


                                  [PHOTOGRAPH]

                    Street Scene Facing South Along Division


                                        6
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

                                                                    INTRODUCTION
--------------------------------------------------------------------------------

Identification of Property

      The subject property consists of a 281-site manufactured housing community, situated on approximately 47.13 acres of land area, located in the City of Cutlerville, Byron Township, Kent County, Michigan. The property's street address is 6471 South Division Avenue, Cutlerville, Michigan. The property was originally developed in 1967, and was expanded in 1970. At the time of inspection the property was 100.0 percent occupied.

Property Ownership and Recent History

      The subject property is currently entitled to Sun Communities, Inc. The subject property was originally developed in 1967, but was expanded in 1970 and contains 281 manufactured housing sites.

Purpose and Function of the Market Study and Consulting Assignment

      The purpose of this consulting report is to evaluate the location, demographic, economic market and property characteristics of the subject property, as of the date of property inspection. The function of the consulting report is to assist the client in evaluating the property for underwriting purposes.

Scope of the Market Study and Consulting Assignment

      In the process of preparing this report, we inspected the property, interviewed the on-site manager, conducted market research into asking rental rates for comparable properties, conducted market investigations, and ascertained sales prices of comparable properties. Additionally, we conducted market research and evaluated the demographic, economic, and market demand and position regarding the subject property.

Date of Property Inspection

      The property was inspected July 22, 1997.

Definitions and Other Pertinent Terms

      Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, is as follows:

Market Rent

      The rental income that a property would most probably command on the open market; indicated by current rents paid and asked for comparable space as of the date of the appraisal.


                                        7
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                                                                    Introduction
--------------------------------------------------------------------------------

Evaluation

      Evaluation is a study of the nature, quality, or utility of a parcel of real estate or interest in, or aspects of, real property, in which a value estimate is not necessarily required.

Market Study

      A macroeconomic analysis that examines the general market conditions of supply, demand, and pricing or the demographics of demand for a specific area or property type.

Legal Description

      The subject property is located along the west side of South Division Avenue, between 68th Street and 60th Street, in Cutlerville, Byron Township, Kent County, Michigan. The street address of the subject property is 6471 South Division Avenue, Cutlerville, Michigan. The property is identified by tax parcel number 41-21-01-401-008, according to Township records. No legal description was provided.


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

                                  LOCATION MAP

--------------------------------------------------------------------------------

                                [GRAPHIC OMITTED]

--------------------------------------------------------------------------------

                                                               REGIONAL ANALYSIS
--------------------------------------------------------------------------------

      The subject property is located within the Metropolitan Statistical Area of Grand Rapids, Michigan, which includes Kent, Ottawa, Allegan and Muskegon Counties. The subject property is located in Cutlerville, Kent County, Michigan.

      The Grand Rapids metropolitan area is the second largest metropolitan area in Michigan, and ranks 57th in the nation. Grand Rapids is located approximately 170 miles northeast of Chicago. The Grand Rapids metropolitan area ranks among the fastest growing metropolitan areas in the state.

Population

      The population of the four county metropolitan area of Grand Rapids, as of 1995, the most recent population statistics available, was 1,005,100. The 1995 metropolitan area population of 1,005,100, represents an increase of 19,700 people, compared to the population estimate in 1993 of 985,400. Accordingly, the population of the four county metropolitan area of Grand Rapids increased by 2.0 percent between 1993 and 1995. The population of the Grand Rapids metropolitan area including Kent, Ottawa, Allegan and Muskegon Counties, as well as the City of Grand Rapids, from 1993 to 1995, is presented as follows:

--------------------------------------------------------------------------------
                       POPULATION OF THE METROPOLITAN AREA
                                  1993 TO 1995
--------------------------------------------------------------------------------
     AREA                         1993             1995           PERCENT CHANGE
--------------------------------------------------------------------------------
City of Grand Rapids            193,800          190,100            -1.91%
Kent County                     522,800          527,600             0.92%
Ottawa County                   203,600          212,200             4.22%
Allegan County                   95,500           98,500             3.14%
Muskegon County                 163,500          166,800             2.02%
Grand Rapids, MSA               985,400        1,005,100             2.00%
--------------------------------------------------------------------------------
Source:   Sales & Marketing Management Magazine, Survey of Buying Power,
          1994-1996.
--------------------------------------------------------------------------------

      As can be seen, the population in Ottawa County increased at a significantly faster pace than the city of Grand Rapids, Kent County, Allegan County, Muskegon County and the Grand Rapids MSA. The population of Ottawa County increase by approximately 4.22 percent from 1993 to 1995. The population of the city of Grand Rapids decreased 1.91 percent from 1993 to 1995, while the population of the Grand Rapids MSA increase 2.00 percent over the same time period.


                                       10
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                                                               Regional Analysis
--------------------------------------------------------------------------------

      According to the Michigan Department of Commerce, the population of the Grand Rapids metropolitan area is project to increase by 10.53 percent by the year 2010. The population of the city of Grand Rapids is anticipated to remain stable during the next ten years. Approximately 45.0 percent of the metropolitan's population growth, through the year 2010, is project to occur in suburban Kent County, with the remaining 55.0 percent of the population growth projected to occur in Ottawa County.

Transportation

      The Grand Rapids metropolitan area is located at the hub of a network of federal and state highways serving the west central Michigan area. Major highways and Interstates, providing the highway network system of the Grand Rapids metropolitan area include: Interstates 96, 196 and 69 and U.S. Highway 131.

      As the largest urban area and transportation hub in western Michigan, the Grand Rapids area benefits from an expansive transportation network. Interstate 96, which is the major east-west expressway through central Michigan, traverses the northern portion of the Grand Rapids metropolitan area, and provides convenient access to Lansing and Detroit to the east and Muskegon to the west. Interstate 196 runs southwest from central Grand Rapids and connects with Interstate 94, which is the major east-west interstate in southern Michigan, providing access to Chicago to the west. U.S. Highway 131 connects Grand Rapids with Kalamazoo approximately 50 miles to the south and small rural communities to the north. State Highways 11, 37, 44 and 45 provide access throughout the metropolitan area and to nearby rural communities.

Economic Base and Employment

      In the early 1980's, the Grand Rapids metropolitan area experienced high unemployment in association with the national recession that occurred during the same time period. In response to that period, leaders in the local government and private sector sought to promote diversity and modernization in an attempt to be more competitive in the emerging global economy and to insulate themselves from wide fluctuations in the economy as a result from a concentration in selected industries. Largely, as a result of their efforts, Grand Rapid's labor market demonstrated considerable growth between 1980 and 1990. During this period, the labor force grew by 66,100 persons, and the local economy added 91,800 jobs.


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                                                               Regional Analysis
--------------------------------------------------------------------------------

      While the local economy is dominated by small businesses, there are some 21 companies in the area that employ at least 2,000 people. Major employers of the metropolitan area of Grand Rapids, including Kent, Allegan, Muskegon and Ottawa Counties are presented as follows:

--------------------------------------------------------------------------------
              MAJOR EMPLOYERS OF THE GRAND RAPIDS METROPOLITAN AREA
--------------------------------------------------------------------------------
EMPLOYER                    NUMBER OF EMPLOYEES        PRODUCT OR SERVICE
--------------------------------------------------------------------------------
Meijer, Inc.                       8,888               Retail - food and general
Steelcase, Inc.                    8,312               Office furniture
General Motors Corporation         7,468               Automotive parts
Grand Rapids Public Schools        4,306               Service - public schools
Amway Corporation                  5,600               Home and personal care
                                                       items
Herman Miller                      2,887               Modular office space
Butterworth Hospital               5,000               Health care
U.S. Postal Service                2,859               Government
Haworth                            2,614               Office interiors
Blodgett Memorial                  2,445               Health care
Wolverine World                    2,400               Footwear
Donnelly Corporation               2,400               Health care
Howmet Corporation                 2,400               Manufacturing
                                                       transportation equipment
Saint Mary's Health Services       2,215               Health care
Old Kent Bank                      2,165               Banking financial
--------------------------------------------------------------------------------

      The unemployment rate for year-end 1996, for the four county metropolitan area of Grand Rapids was 4.0 percent, which compares favorably with the unemployment rates of Kent County, the State of Michigan and the United States, which were 3.9, 4.7 and 5.4 percent, respectively. The low current unemployment rate for the Grand Rapids MSA and Kent County reflects continued economic improvement, which has prevailed over the past several years.


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                                NEIGHBORHOOD MAP

--------------------------------------------------------------------------------


                                [GRAPHIC OMITTED]


--------------------------------------------------------------------------------

                                                           NEIGHBORHOOD ANALYSIS
--------------------------------------------------------------------------------

      The subject property is situated in Cutlerville, Byron Township, Michigan, a suburban bedroom community of Kent County, approximately three miles south of Grand Rapids, Michigan. More specifically, the subject property is located along the west side of South Division Avenue, between 68th and 60th Streets, in Cutlerville, Michigan.

      All municipal utility services are available to the area. Electric service is provided by Consumers Power Company; natural gas is provided by Michigan Consolidated Gas Company; telephone service is provided by Michigan Bell; and municipal water is provided by the City of Wyoming water system.

      The subject property is located just north of the northwest corner of 68th Street and South Division Avenue, approximately one-half mile east of U.S. Highway 131. U.S. Highway 131, as well as South Division Avenue, provides direct access to the central business district of downtown Grand Rapids, Michigan. A full interchange at the intersection of 68th Street and U.S. Highway 131 provides convenient accessibility for residents living in the immediate area. South Division Avenue, which provides primary access to the subject property, is improved with retail uses, especially to the north of the subject property. Commercial uses include: fast food restaurants, neighborhood shopping centers, gas stations, and a variety of small professional businesses. Located to the south of the subject, along South Division Avenue, the character of the area becomes more rural in nature.

      Communities adjacent to Cutlerville include: Wyoming, Kentwood and Byron Center. These communities are all located in Kent County, Michigan.

      The subject property is situated in an area well suited for manufactured housing developments. A number of manufactured housing developments are located within a three-mile radius of the subject property. These manufactured housing developments are more fully discussed in the Competing Market Analysis of this report.

      Major streets within the area include: U.S. Highway 131, South Division Avenue, 68th Street, 76th Street, Kalamazoo Avenue and Eastern Avenue.

      The subject's immediate neighborhood is densely populated with large residential developments located to the east and west of the subject property. The subject's immediate


                                       14
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                                                           Neighborhood Analysis
--------------------------------------------------------------------------------

neighborhood is generally bounded by 76th Street to the south, Kalamazoo Avenue to the east, U.S. Highway 131 to the west, and 60th Street to the north. New development within the immediate area of the subject property has been minimal over the last three years. However some of the largest manufacturing companies in the metropolitan area are located in Byron Township. Also, the population of Byron Township is continuously growing. The subject property offers convenient access to the central business district of Grand Rapids and recreational facilities are located in close proximity to the subject property.

      Real estate values in the area are expected to remain relatively stable in the foreseeable future. Overall, the economy of the immediate area is anticipated to be good, and the population is anticipated to significantly increase throughout the subject's immediate area, as indicated in our Demographic Trends section.


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                                                                 MARKET ANALYSIS
--------------------------------------------------------------------------------

National Overview

      Reportedly, the largest property owners of manufactured housing communities in the United States are: ROC Communities, headquartered in Colorado; MHC, Inc., headquartered in Illinois; Ellenburg Capital, headquartered in Oregon; Lautrec Ltd., headquartered in Michigan; Clayton Homes, headquartered in Tennessee; Clayton Williams and Sherwood, headquartered in California; Chateau Properties, Sun Communities and UNIPROP, headquartered in Michigan.

      According to the U.S. Census Bureau, more than 8,521,000 people were living in manufactured housing communities as of 1990 compared to 3,838,678 in 1980. This represents an increase in manufactured housing community living of approximately 122.0 percent over the last ten years. Over the last ten years, there has been a steady increase in manufactured housing community development across the country. Among the demographic factors which account for the increase in manufactured housing community living are: decreasing household size, a growing demand for smaller housing, as well as an alternative to the increasing cost of housing. Nationally, the largest percentage of manufactured housing communities are located in California, Michigan, Colorado, Florida, New York, Minnesota, Indiana, Arizona, Ohio, and Wisconsin.

      The manufactured home industry has dramatically changed over the last 20 years. Manufactured homes are now designed and constructed to accommodate spacious and attractive living requirements. Today, approximately one out of sixteen families live in manufactured housing units. The manufactured housing market share has been growing steadily over the last 10 years. In 1990, 6.7 percent of Americans lived in manufactured housing units, up from 2.9 percent compared to 1967, according to the U.S. Census Bureau, which represents 12.0 to
14.0 percent of all new housing built since the mid-1980's, according to the Manufactured Housing Institute in Arlington, Virginia.

      In 1990, the average cost of a manufactured housing unit was $27,800 compared to $149,000 for a new house (including land), according to the Manufactured Housing Institute. This reflects a 28.0 percent increase in the cost of manufactured housing since 1980 versus a 49.0 percent increase in conventional housing. Industry experts estimate that a single-family home selling for $150,000 would require an annual income of $52,671. To


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purchase a $27,800 manufactured housing unit, only a $19,984 income level would be required.

      At Fleetwood Enterprises, the nation's largest manufacturer of manufactured housing units, units may be purchased for up to $100,000, which would include a three-bedroom, two-bath unit of 2,100 square feet, with vaulted ceilings.

      In 1990, approximately 10.0 percent of manufactured home owners lived in units worth approximately $40,000, up from 4.0 percent compared to 1981, according to a study conducted by Foremost Insurance Company in Cutlerville, Michigan. Also, according to the study, approximately 21.0 percent of the manufactured housing households are occupied by people' 65 years of age or older, slightly lower than the age group for conventional homes, as reported by Foremost Insurance.

      The demand for good quality institutional grade manufactured housing communities has substantially increased over the last ten years. Manufactured housing communities provide an affordable alternative to the increasing cost of housing. Also, manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed incomes.

      Acquisitions of manufactured housing communities during 1993 and 1994 were clearly dominated by Real Estate Investment Trusts. During 1994, Manufactured Home Communities (MHC) and ROC communities lead the acquisition of manufactured housing communities nationally. During 1995, ROC communities and Manufactured Home Communities (MHC) continued to lead and dominate the Real Estate Investment Trust market. Manufactured Home Communities (MHC) is expected to continue an aggressive acquisition campaign through 1997.

      The Southwest and Northwest Regions of the nation are the preferred locations regarding recent and future manufactured housing community acquisitions. However, investors seeking moderate, but consistent growth expectations, are still looking at the midwest region. Also, southern portions of Florida are still considered a prime area for investors seeking good quality manufactured housing communities, with good up-side potential. What was once a stagnant market, the northeast region is now being considered for future acquisitions.

      According to a recent study prepared by Merrill Lynch & Company, ownership in the manufactured housing community industry is highly fragmented. The top 150 owner-operators account for less than 5.0 percent of the total industry, whereas a host of "mom-and-


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                                                                 Market Analysis
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pop" private companies account for the other 95.0 percent. This unglamorous niche industry is ripe for consolidation, and an infusion of professional management expertise is likely to yield significant economies of scale. The four REIT's specializing in manufactured housing communities are already among the top ten owner-operators, and are well positioned to facilitate and hasten the industry's consolidation to the likely benefit of their stockholders.

      Manufactured homes are the fastest growing component of the nation's housing inventory, due to their affordability, good quality design and safety standards. According to the Merrill Lynch & Company Manufactured Housing Community Industry Report, factory-built homes appeal especially to senior citizens and to households with limited economic needs, two segments of the population that are likely to grow rapidly in coming years.

      Consistent returns in manufactured housing community investments have been the mainstay of the industry. For this reason, as well as the amount of acquisitions seen by Real Estate Investment Trusts (REITs) from 1991 to 1996, the availability of good quality manufactured housing communities has been substantially reduced compared to the 1980's. Good quality manufactured housing communities still command premium prices, thus driving down overall capitalization rates.

      The demand for good quality institutional grade manufactured housing communities is anticipated to increase throughout the 1990's, since manufactured housing communities provide an alternative form of living for the elderly and retirees, especially for those living on fixed income. Manufactured home shipments continue to be strong. Shipments rose 20.0 percent in 1992 and 1994, and 12.0 percent in 1995. The market for good quality manufactured housing communities is expected to be strong, with the REITs leading the way.

CompetitionCompetition

      We have surveyed six manufactured housing communities located within the subject's primary market, including the subject property, containing a total of 1,816 sites. The combined occupancy rate of these six manufactured housing communities, including the subject property, is approximately 98.0 percent. Excluding the subject property in our survey, the combined occupancy rate is also approximately 98.0 percent, based on 1,535 sites.

      The name and location of the subject property's primary competition, as well as the number of sites, occupancy levels, amenities offered, monthly rental rates and services provided in the monthly rental rate, are presented on the following facing page, along with a map which identifies the location of each competing park.


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
                                SUMMARY OF COMPETING MANUFACTURED HOUSING COMMUNITIES
----------------------------------------------------------------------------------------------------------------------------
                                   Number Of
                                     Sites
                                     -----                        Age                   Services      Date Of       Average
 Comp.             Name            Occupancy                      ---       Monthly     Provided    Last Rental     Rental
  No.            Location            Level     Amenities       Condition     Rent        in Rent      Increase     Increase
----------------------------------------------------------------------------------------------------------------------------
  R-1    Dutton Mill Village          307      Clubhouse         1985     $285.00/Mo.     Water    January, 1997  $10.00/Mo.
         6720 W. Mill Run            -----     Playground        ----         To
         Cutlerville, Michigan        99%      Laundry           Good     $295.00/Mo.
                                               Storage
----------------------------------------------------------------------------------------------------------------------------
  R-2    Camelot Manor                335      Clubhouse         1973     $306.00/Mo.     Water     April, 1997   $10.00/Mo.
         6263 S. Division Ave.       -----     Pool              ----         To          Sewer
         Cutlerville, Michigan        99%      Playground        Good     $320.00/Mo.     Refuse
                                               Laundry
                                               Storage
----------------------------------------------------------------------------------------------------------------------------
  R-3    Prescott Mobile Village      227      Clubhouse         1972     $295.00/Mo.     Sewer         1996        Varies
         7283 S. Division Ave.      ------     Pool              ----                     Refuse
         Cutlerville, Michigan        93%      Playground        Good
                                               Basketball
                                               Court
                                               Rollerblade
                                               Storage
----------------------------------------------------------------------------------------------------------------------------
  R-4    Southwood                    394      Clubhouse         1975     $290.00/Mo.    Water     January, 1997  $10.00/Mo.
         440 60th St. S.E.           -----     Pool              ----                    Sewer
         Cutlerville, Michigan        99%      Playground        Good                    Refuse
                                               Laundry
                                               Storage
----------------------------------------------------------------------------------------------------------------------------
  R-5    Brookshire                   272      Office            1982     $303.00/Mo.     Water      May, 1997    $11.00/Mo.
         240 76th St. S.E.           -----     Storage           ----         To          Sewer
         Cutlerville, Michigan        96%                        Good     $313.00/Mo.     Refuse
----------------------------------------------------------------------------------------------------------------------------
Subject  Cutler Estates               281      Office            1967     $290.00/Mo.     Sewer     April, 1997   $10.00/Mo.
         6471 S. Division Ave.       -----     Pool              ----                     Refuse
         Cutlerville, Michigan       100%      Saunas            Good
                                               Playground
                                               Laundry
                                               Storage
----------------------------------------------------------------------------------------------------------------------------

                       COMPETING MANUFACTURED HOUSING MAP

--------------------------------------------------------------------------------


                                [GRAPHIC OMITTED]


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                                                                 Market Analysis
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      Rental rates of manufactured housing communities located within the subject's primary market range from $285.00 to $320.00 per site, on a monthly basis. The subject property is currently quoting monthly rental rates within the market range, or at $290.00 per site. The last rental rate increase at the subject property was as of April 1,1997.

      The preceding comparable rentals are considered most competitive to the subject property regarding amenities offered, condition, and location.

      Comparable R-1, Dutton Mill Village, is located at 6720 W. Mill Run, in Cutlerville, Michigan. This comparable property contains 307 sites, and is 99.0 percent occupied. Dutton Mill Village was developed in 1985, and is in overall good condition. The average rental rate increase is approximately $10.00 per month. Monthly rental rates range from $285.00 to $295.00, including water in the monthly rental payment. Amenities include a clubhouse, playground, laundry facility and recreational vehicle and boat storage.

      Comparable R-2, Camelot Manor, is located at 6263 S. Division Avenue, in Cutlerville, Michigan. This comparable property contains 335 sites, and is 99.0 percent occupied. Camelot Manor was developed in 1973, and is in overall good condition. The average rental rate increase is approximately $10.00 per month. Monthly rental rates range from $306.00 to $320.00, including water, sewer and refuse services in the monthly rental payment. Amenities include a clubhouse, pool, playground, laundry facility and recreational vehicle and boat storage.

      Comparable R-3, Prescott Mobile Village, is located at 7283 S. Division Avenue, in Cutlerville, Michigan. This comparable property contains 227 sites, and is 93.0 percent occupied. Prescott Mobile Village was developed in 1972, and is in overall good condition. The average rental rate increase varies every year, with the last increase in 1996. Monthly rental rates are $295.00, including sewer and refuse services in the monthly rental payment. Amenities include a clubhouse, pool, playground, basketball and Rollerblade courts and recreational vehicle and boat storage.

      Comparable R-4, Southwood, is located at 440 60th Street S.E., in Cutlerville, Michigan. This comparable property contains 394 sites, and is 99.0 percent occupied. Southwood was developed in 1975, and is in overall good condition. The average rental rate increase is $10.00 per month. Monthly rental rates are $290.00, including water, sewer and refuse services in the monthly rental payment. Amenities include a clubhouse, pool, playground, laundry facility and recreational vehicle and boat storage.

      Comparable R-5, Brookshire, is located at 240 76th Street S.E., in Cutlerville, Michigan. This comparable property contains 272 sites, and is 96.0 percent


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                                                                 Market Analysis
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occupied. Brookshire was developed in 1982, and is in overall good condition.
The average rental rate increase is $11.00 per month. Monthly rental rates range from $303.00 to $313.00, including water, sewer and refuse services in monthly rental payment. Amenities include an office and recreational vehicle and boat storage.

      In our opinion, and based on conversations with the on-site manager, comparables R-1, R-2 and R-3 competes most favorably with the subject property, with the monthly rental rates ranging from $285.00 to $320.00 per site. The subject property is currently quoting a monthly rental rate of $290.00 per site, which is within the range of rental rates of our comparable properties. The subject property competes most effectively with its primary competitors regarding amenities, condition and current rent structure.

Comparable Manufactured Housing Community Sales

      A search of the subject's market revealed five recent sales of manufactured housing communities located in Michigan. The following is a brief discussion of each of the manufactured housing sales located within the subject's market. These sales are summarized on the following facing page.

      Comparable Sale I-1, Allendale Meadows, is located at 5095 Lake Michigan Drive, in Allendale, Michigan. This property contains 223 sites, situated on 36.92 acres of land area. The property was in good condition at the time of sale and was developed in 1974. Amenities include a clubhouse. The property was approximately 95.0 percent occupied at the time of sale. The property was purchased for $3,650,000, which equates to $16,368 per site.

      Comparable Sale I-2, Presidential Estates, is located at 5075 Presidential Lane, in Hudsonville, Michigan. This property contains 326 sites, situated on 85.40 acres of land area. The property was in good condition at the time of sale and was developed in 1972, with additional phases in 1993. Amenities include a clubhouse, pool and playground. The property was approximately 97.0 percent occupied at the time of sale. The property was purchased for $6,300,000, which equates to $19,325 per site.

      Comparable Sale I-3, Lake in the Hills, is located at 2700 Shimmons, in Auburn Hills, Michigan. This property contains 238 sites, situated on
      49.905 acres of land area. The property was in excellent condition at the time of sale and was developed in 1989, with subsequent additions in 1992. Amenities include a clubhouse and pool. The property was approximately
      80.0 percent occupied at the time of sale. The property was purchased for $7,300,000, which equates to $30,672 per site.


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
------------------------------------------------------------------------------------------------------------------------------------
                                           SUMMARY OF MANUFACTURED HOUSING COMMUNITY SALES
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         $EGI/Site
                                                                                   Sales Price                           ---------
                                                                                    Per Site                           $Expense/Site
                                      Sales Date      Land Area       Density       --------                   EGIM    -------------
 Comp.              Name              ----------     ----------       -------       Occupancy                  ----    Expense Ratio
  No.             Location            Sales Price     No. Sites      Condition       At Sale      $NOI/Site     OAR       % Of EGI
------------------------------------------------------------------------------------------------------------------------------------
  I-1    Allendale Meadows               5/96           36.92          6.04          $16,368       $1,564      5.60x       $2,924
         5095 Lake Michigan             -------         -----          ----          -------                   -----       ------
         Allendale, Michigan          $3,650,000         223           Good            95%                     9.56%       $1,360
                                                                                                                           ------
                                                                                                                           46.50%
------------------------------------------------------------------------------------------------------------------------------------
  I-2    Presidential Estates            3/96           85.40          3.82          $19,325       $1,856      6.20x       $3,115
         5075 Presidential Lane         -------         -----          ----          -------                   -----       ------
         Hudsonville, Michigan        $6,300,000         326           Good            97%                     9.60%       $1,260
                                                                                                                           ------
                                                                                                                           40.43%
------------------------------------------------------------------------------------------------------------------------------------
  I-3    Lake in the Hills               7/94          49.905          4.77          $30,672      $2,384(1)    6.86x       $4,473
         2700 Shimmons                  -------        ------          ----          -------                   -----       ------
         Auburn Hills, Michigan       $7,300,000         238         Excellent         80%                     8.75%       $1,789
                                                                                                                           ------
                                                                                                                           40.00%
------------------------------------------------------------------------------------------------------------------------------------
  I-4    Meadow Lake                     3/94          109.32          3.66          $32,094      $2,980(2)    7.53x       $4,262
         3951 Brentwood Circle          -------        ------          ----          ------                    -----       ------
         Oakland County, Michigan     $12,837,600        400         Excellent         95%                     9.29%       $1,282
                                                                                                                           ------
                                                                                                                           30.08%
------------------------------------------------------------------------------------------------------------------------------------
  I-5    Timberline                      1/94           50.00          5.92          $16,892       $1,747      5.77x       $2,929
         192 Randall Street             -------         -----          ----          -------                   ----        -----
         Coopersville, Michigan       $5,000,000         296           Good           100%                    10.34%       $1,182
                                                                                                                           -----
                                                                                                                           40.3%
------------------------------------------------------------------------------------------------------------------------------------
Subject  Cutler Estates                  - - -          47.13          5.96           - - -        $2,404       N/A        $3,876
         6471 S. Division Ave.                          -----          ----          -------                               -----
         Cutlerville, Michigan                           281           Good           100%                                 $1,472
                                                                                                                           -----
                                                                                                                           37.97%
------------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
 Comp.        Comparability
  No.         to the Subject        Comments
--------------------------------------------------------------------------------
  I-1            Inferior      Developed in 1974;
                               Good condition;
                               Amenities include
                               a clubhouse.
--------------------------------------------------------------------------------
  I-2            Similar       Developed in
                               1972/1993; Good
                               condition;
                               Amenities include:
                               clubhouse, pool,
                               playground.
--------------------------------------------------------------------------------
  I-3            Superior      Developed in
                               1989/1992;
                               Excellent
                               condition;
                               Amenities include:
                               clubhouse and
                               pool.
--------------------------------------------------------------------------------
  I-4            Superior      Developed in
                               1990/1993;
                               Excellent
                               condition;
                               Amenities include:
                               clubhouse, pool;
                               playground.
--------------------------------------------------------------------------------
  I-5            Similar       Developed in three
                               stages between
                               1967 and 1992;
                               Good condition;
                               Amenities include:
                               clubhouse, pool,
                               playground,
                               storage.
--------------------------------------------------------------------------------
Subject          Subject       Developed in 1967;
                 Property      Good condition;
                               Amenities include:
                                                         pool, saunas,
                                                         playground,
--------------------------------------------------------------------------------

1) The park was purchased on an 8.75 percent overall capitalization rate, based on stabilized occupancy to be achieved in 1995.

2) The sale did not include 25 additional sites to be paid upon occupancy, at $32,094 per site.

                                                                 Market Analysis
--------------------------------------------------------------------------------

      Comparable Sale I-4, Meadow Lake, is located at 3951 Brentwood Circle, in Oakland County, Michigan. This property contains 400 sites, situated on
      109.32 acres of land area. The park was in excellent condition at the time of sale and was developed in approximately 1990, with addition phases in 1993. Amenities include a clubhouse, pool and playground. The property was
      95.0 percent occupied at the time of sale. The property was purchased for $12,837,600, which equates to $32,094 per site.

      Comparable Sale 1-5, Timberline, is located at 192 Randall Street, in Coopersville, Michigan. This property contains 296 sites, situated on
      50.00 acres of land area. The park was in good condition at the time of sale and was developed in three stages between 1967 and 1992. Amenities include a clubhouse, pool, playground and RV and boat storage. The property was 100.0 percent occupied at the time of sale. The property was purchased for $5,000,000, which equates to $16,892 per site.

      It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility and affected by similar supply and demand forces. Also, relative to the subject property, differences include: time or date of the transactions; location, which encompasses differences in accessibility; site characteristics, including differences in size, topography, access, exposure and development capacities; and improvement characteristics, which include differences in age, quality, condition, size and amenities.

Demographic Trends

      Based on information provided by National Decision Systems (NDS), the population within the subject's primary 5-mile and secondary 10-mile market area, as of 1997, is 116,195 and 373,793, respectively. The population of the subject's primary and secondary market areas is projected to increase to 123,402 and 389,931, respectively, by the year 2002.

      According to NDS, the total number of households within the subject's primary and secondary market areas, are 45,480 and 141,371, respectively, for 1997. The number of households within the subject's primary 5-mile and secondary 10-mile market areas is projected to increase to 49,018 and 149,347, respectively, by the year 2002.

      The average household income levels within the subject's primary and secondary market areas, for 1997, are $52,962 and $54,516, respectively, and are expected to increase to $66,923 and $70,792, respectively, by the year 2002. The median household income levels within the subject's primary and secondary market areas, for 1997, are $41,524 and $40,169, respectively, and are expected to increase to $47,041 and $46,630, respectively, by the year 2002. Per capita income within the subject's primary and secondary market areas, for 1997,


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                                                                 Market Analysis
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are $20,949 and $21,053, respectively, and are expected to increase to $26,880 and $27,865, respectively, by the year 2002.

      Based on the above levels, the demographics of the subject's primary market area appear to be positive, based on information provided by NDS.

Expense Analysis

      Expenses exhibited by manufactured housing communities nationally are typically 35.0 to 45.0 percent of effective gross income. However, expense ratios of manufactured housing communities located in the southeast and southwest regions of the nation are typically lower by comparison, due to lower real estate taxes and common area maintenance charges.

      As presented in the summary of Manufactured Housing Communities Sales Summary, operating expense ratios of competing parks range from 30.08 to 46.5 percent of effective gross income levels, and $1,182 to $1,789 on a per site basis. The subject property is currently reporting expenses at 37.97 percent of effective gross income, and $1,472 on a per site basis. Operating expenses on a per site basis and as a percentage of effective gross income, appear to be within the range of competing properties.

Market Supply and Demand

      There are a total of five competing manufactured housing communities located within the subject's market, which total 1,535 sites, with a corresponding average occupancy rate of 98.0 percent. Based on conversations with the Byron Township Planning Department, no new manufactured housing communities are under construction, or in the planning stages. No specific absorption statistics were available, since the subject's competing parks have historically reported occupancy rates hear, or above 95.0 percent. The subject property, based on conversations with management, has historically kept pace with occupancy rates consistent with competing parks, and is currently 100.0 percent occupied. We believe the current occupancy rate of the subject property is stabilized, and consistent with occupancy rates of competing parks presently presented. Based on the subject's current occupancy rate and occupancy rates at competing parks, demand appears to be strong, with steady rental rate increases expected.

Conclusion

      Historically, the subject's primary market has sustained high occupancy levels. Rental rates of similar manufactured housing communities located within the subject's primary market generally range from $285.00 to $320.00 per site, on a monthly basis. The subject property is currently quoting a monthly rental rate within the range of competing parks, or at $290.00 per site, which we believe is market-orientated. Based on our research, steady increases in rental


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                                                                 Market Analysis
--------------------------------------------------------------------------------

rates are anticipated, based on actual historical performance of competing parks and historical increases seen at the subject property. Sales transactions of manufactured housing communities located within the subject's region range from $16,368 to $32,094 per site. In our opinion, the subject property competes favorably with its competition regarding amenities, condition, and current rent structure.


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                                    SITE PLAN

--------------------------------------------------------------------------------


                                [GRAPHIC OMITTED]


--------------------------------------------------------------------------------

                                                            PROPERTY DESCRIPTION
--------------------------------------------------------------------------------

Site Description

      The subject site is located along the west side of South Division Avenue, between 68th Street and 60th Street, in Cutlerville, Michigan. The mailing address is 6471 South Division Avenue, Cutlerville, Michigan. The subject site is irregular in shape and contains 47.13 acres, or 2,052,983 square feet of land area. Topographically, the site is effectively level and at street grade.

      All municipal utility services are provided to the site including: gas, electricity, telephone, and sewer service. Primary access to the subject property is located along South Division Avenue. Byron Township does not participate in the National Flood Insurance Rate Program, administered by the Federal Emergency Management Agency. Therefore, flood insurance rate maps are not available for properties located in Byron Township. To our knowledge, the majority of the subject site is not located in a flood hazard area, however, Buck Creek bisects the subject property in a south-westerly/north-easterly direction. Buck Creek is part of the county storm water drain system, and is susceptible to potential flooding during heavy rainfall. However, we recommend a qualified engineer to determine the existence, if any flood hazard areas exist on or about the subject site.

      Site improvements include: asphalt paved streets, concrete sidewalks, street lighting, a multi-purpose building utilized for the park office and includes a laundry facility and restrooms, and an indoor swimming pool, two saunas, playground and recreational vehicle and boat storage areas.

      Each developed site has a concrete pad, patio and off-street parking spaces. The streets within the park are two-lanes, with concrete sidewalks. Overall, the subject site is typical of the area and is functionally well suited for a manufactured housing community.

      We did not receive nor review a soil report. However, we assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.


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                                                            Property Description
--------------------------------------------------------------------------------

Improvements Description

      The subject improvements consist of a 281-site manufactured housing community, fully equipped with a recreational vehicle and boat storage area, a multi-purpose building with laundry facilities and an indoor swimming pool and saunas. The subject property does not contain a community center, but the multi-purpose building serves as a meeting place for area residents. Of the 281 total sites, approximately 197 sites are single-wide, while the remaining 84 sites are double-wide.

      The subject property was originally developed in 1967, and in 1970 additional pads sites were added, for a total site count of 281. The subject property contains a multi-purpose park building equipped with showers, saunas, and restrooms. The multi-purpose building contains approximately 1,618 square feet and includes space for the park manager's office. The multipurpose building also contains 12 coin-operated washers and dryers for resident use. The 20' by 40' indoor swimming pool is connected to the multi-purpose park building. The recreational vehicle and boat storage is located along the entrance of the site.

      Cutler Estates is a functional manufactured housing community with good ingress and egress along South Division Avenue. Overall, the subject community appears to be well maintained and is in good condition. Cutler Estates is a functional manufactured housing community and competes favorably with other existing manufactured housing communities in the area in terms of appearance and amenities.

Real Property Taxes and Assessments

      Commercial property in Byron Township is assessed at 50.0 percent of the Assessor's opinion of market value. Taxes are assessed on a calendar year basis and tax bills are issued on a semi-annual basis. The subject property is identified by tax parcel number 41-21-01-401-008, according to Township records.

      The total amount of real estate taxes for 1996 payable in 1997 for the subject property amounts to $110,382.48. The total amount of real estate taxes for 1996 payable in 1997 equates to approximately $392.82 per site.


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                                                            Property Description
--------------------------------------------------------------------------------

Zoning

      The subject property is currently zoned R-D, High Density Residential District, according to Byron Township, Michigan. This zoning classification was designed to permit the construction of manufactured housing communities. According to zoning officials, the subject property is legal and conforming under the R-D, High Density Residential zoning classification.


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                                                                      CONCLUSION
--------------------------------------------------------------------------------

Conclusion

      The subject property, Cutler Estates, is a functional manufactured housing community, which competes favorably in relation to its competition. Comparable manufactured housing communities located within the subject's market range in monthly rental rates per site from $285.00 to $320.00. The subject property is currently quoting a monthly rental rate of $290.00 per site, which is within the range of competing parks, and appears to be market-oriented. Sale transactions of manufactured housings located within the subject's region range in unit sales prices per site from $16,368 to $32,094. Based on the subject's location, demographic, economic, market and physical characteristics, we believe Cutler Estates will continue to be a viable manufactured housing community in the foreseeable future, and is well positioned in the marketplace.


                                       31
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             ASSUMPTIONS AND LIMITING CONDITIONS
--------------------------------------------------------------------------------

"Report" means the consulting report to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

This report is made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable, and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits, and other factual matters.

3. The information is effective as of the date stated in the Report. Changes since that date in external and market factors or in the property itself can significantly affect our analysis.

4. The report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other report. Possession of the Report, or a copy thereof, does not carry with it the right of publication. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Report, C&W does not permit use of the Report by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Report, the Report must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Report or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales, or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

5. The Appraiser shall not be required to give testimony in any court or administrative proceedings relating to the Property or the Report.


                                       32
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                             Assumptions and Limiting Conditions
--------------------------------------------------------------------------------

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil, or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them);
      (c) full compliance with all applicable federal, state, and local zoning and environmental regulations and laws, unless noncompliance is stated, defined, and considered in the Report; and (d) all required licenses, certificates of occupancy, and other governmental consents have been or can be obtained and renewed for any use on which the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing, or electrical components.

8. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in the Report. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances, and C&W urges that an expert in this field be employed to determine the economic impact of these matters, if any, on the property in the Report.

9. Unless otherwise stated in the Report, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in the Report. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

10. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider the Report as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.


                                       33
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                   CERTIFICATION
--------------------------------------------------------------------------------

We certify that, to the best of our knowledge and belief:

1. Jody L. Garbisch inspected the property, and Michael J. Schaeffer and Stanley R. Dennis, Jr., MAI, Director and Manager, have reviewed and approved the report, but did not inspect the property.

2.    The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI, has completed the requirements of the continuing education program of the Appraisal Institute.



/s/ Michael J. Schaeffer   /s/ Jody L. Garbisch     /s/ Stanley R. Dennis, Jr.
------------------------   --------------------     --------------------------
Michael J. Schaeffer       Jody L. Garbisch         Stanley R. Dennis, Jr., MAI
Director                   Associate Appraiser      Director and Manager


                                       34
                                                             CUSHMAN &
                                                             WAKEFIELD(R)
                                                     ---------------------------
                                                     VALUATION ADVISORY SERVICES
                                                     ---------------------------

                                                                         ADDENDA
--------------------------------------------------------------------------------


                          QUALIFICATIONS OF APPRAISERS

                                                     STATEMENT OF QUALIFICATIONS
--------------------------------------------------------------------------------

                              MICHAEL J. SCHAEFFER


Real Estate Experience

Mr. Schaeffer has been active in the appraisal of real estate since 1983. Appraisal experience includes the valuation of income-producing real estate in the Chicago area as well as many major cities and small towns throughout the Midwest. The types of properties appraised include office buildings, regional malls, shopping centers, country clubs, apartment complexes, subsidized housing units, industrial buildings, nursing homes, retirement communities, automotive dealerships, department stores, vacant land, proposed income-producing properties, and various special purpose properties. Mr. Schaeffer also has had over 10 years of experience in new construction and renovation of commercial, industrial, residential and specialized real estate properties.

Education

Bachelor of Arts, University of Cincinnati, Cincinnati, Ohio MBA Graduate Course Work in Economics and Management, Xavier University, Cincinnati, Ohio

Real Estate Education

The following courses sponsored by the Appraisal Institute have been successfully completed:

          Real Estate Appraisal Principles lA-1
          Basic Valuation Procedures 1A-2
          Standards of Professional Practice
          Capitalization Theory and Techniques 1BA
          Capitalization Theory and Techniques IBB
          Advanced Applications 550
          Report Writing & Valuation Analysis 540

Mr. Schaeffer has also attended numerous lectures and seminars sponsored by the Appraisal Institute.

Mr. Schaeffer is currently a candidate for the MAI designation of the Appraisal Institute, and has completed the educational and experience requirements for the MAI designation.

Current Position

Director, Appraisal Services, Cushman & Wakefield, Inc., Chicago, Illinois

                                                     STATEMENT OF QUALIFICATIONS
--------------------------------------------------------------------------------

                           STANLEY R. DENNIS, JR., MAI


Real Estate Experience

Director, Manager, Cushman & Wakefield Valuation Advisory Services, Chicago, Illinois. Division is responsible for the appraisal and consultation function of Cushman & Wakefield, Inc., a national full service real estate organization, 1989.

Vice President, Manager, Cushman & Wakefield Appraisal Services, Portland, Oregon, 1983.

Principal, Stanley R. Dennis & Associates, Portland, Oregon, 1982.

Education

Portland State University, Portland, Oregon
Bachelor of Science Degree, 1977, Finance and Real Estate

Appraisal Institute

          Course I-A     Fundamentals and Principles of Real Estate Appraisal
          Course I-B     Capitalization Theory and Techniques
          Course II-I    Case Studies in Real Estate Valuation
          Course II-2    Valuation Analysis and Report Writing
          Course II-3    Standards of Professional Practice
          Course IV      Litigation/Condemnation Valuation
          Course VI      Investment Analysis
          Course VIII    Residential Case Studies
          Course X       Market Analysis

          Seminar        Feasibility Analysis and Highest and Best Use
          Seminar        Discounted Cash Flow Analysis
          Seminar        Cash Equivalency
          Seminar        Subdivision Analysis
          Seminar        Rates, Ratios and Reasonableness

Professional Affiliations

American Institute of Real Estate Appraisers, Member (Designation #6754) Building Owners and Managers Association (BOMA)
National Association of Corporate Real Estate Executives (NACORE)

                                                     STATEMENT OF QUALIFICATIONS
--------------------------------------------------------------------------------

                                JODY L. GARBISCH

Education

Bachelor of Science Degree in Finance, concentration in Real Estate, from the College of Commerce and Business Administration at the University of Illinois, Urbana-Champaign, Illinois, 1997.

Real Estate Education

The following courses have been completed through the Real Estate Program at the University of Illinois at Urbana-Champaign:

          Urban Real Estate Valuation
          Urban Economics
          Real Estate Financial Markets
          Real Estate Investments
          Real Estate Law
          Real Estate Fundamentals

Current Position

Associate Appraiser, Cushman & Wakefield of Illinois, Inc., Valuation Advisory Services.

    THIS CD-ROM CONTAINS AN ELECTRONIC VERSION OF APPRAISALS AND MARKET SURVEYS FOR THE MORTGAGED PROPERTIES IN PDF FORMAT AND FORMS PART OF THE PAPER VERSION OF THE PROSPECTUS SUPPLEMENT. THE INFORMATION CONTAINED IN THIS CD-ROM DOES NOT APPEAR ELSEWHERE IN PAPER FORM IN THIS PROSPECTUS SUPPLEMENT AND MUST BE CONSIDERED AS PART OF, AND TOGETHER WITH, THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. THE INFORMATION CONTAINED IN THIS CD-ROM HAS BEEN FILED BY THE DEPOSITOR WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF A CURRENT REPORT ON FORM 8-K, WHICH IS INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, AND IS ALSO AVAILABLE THROUGH THE PUBLIC REFERENCE BRANCH OF THE SECURITIES AND EXCHANGE COMMISSION. DEFINED TERMS USED IN THIS CD-ROM BUT NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE RESPECTIVE MEANINGS ASSIGNED TO THEM IN THE PAPER PORTION OF THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. ALL OF THE INFORMATION CONTAINED IN THIS CD-ROM IS SUBJECT TO THE SAME LIMITATIONS AND QUALIFICATIONS CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. PROSPECTIVE INVESTORS ARE STRONGLY URGED TO READ THE PAPER PORTION OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN ITS ENTIRETY PRIOR TO ACCESSING THIS CD-ROM. IF THIS CD-ROM WAS NOT RECEIVED IN A SEALED PACKAGE, THERE CAN BE NO ASSURANCES THAT IT REMAINS IN ITS ORIGINAL FORMAT AND SHOULD NOT BE RELIED UPON FOR ANY PURPOSE. PROSPECTIVE INVESTORS MAY CONTACT LARRY KRAVETZ AT (212) 526-5838 OR MICHAEL R. TREANOR AT (212) 526-3837 BOTH OF LEHMAN BROTHERS INC. TO RECEIVE AN ORIGINAL COPY OF THE CD-ROM. UPON OPENING THE APPRAISAL FILE CONTAINED ON THIS CD-ROM, A LEGEND WILL BE DISPLAYED, WHICH SHOULD BE READ CAREFULLY.

    IF AND WHEN THE WORDS "EXPECTS," "INTENDS," "ANTICIPATES," "ESTIMATES," AND ANALOGOUS EXPRESSIONS ARE USED ON THE CD-ROM, SUCH STATEMENTS ARE SUBJECT TO A VARIETY OF RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. SUCH RISKS AND UNCERTAINTIES INCLUDE, AMONG OTHERS, GENERAL ECONOMIC AND BUSINESS CONDITIONS, COMPETITION, CHANGES IN POLITICAL, SOCIAL AND ECONOMIC CONDITIONS, REGULATORY INITIATIVES AND COMPLIANCE WITH GOVERNMENTAL REGULATIONS, AND VARIOUS OTHER EVENTS, CONDITIONS AND CIRCUMSTANCES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEPOSITOR AND THE UNDERWRITER, THE TRUSTEE, THE FISCAL AGENT, THE MASTER SERVICER, THE SPECIAL SERVICER AND THE ORIGINATORS. ANY FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THEIR DATE. THE DEPOSITOR EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO RELEASE PUBLICLY ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT CONTAINED IN THE CD-ROM TO REFLECT ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED.

    THIS DISKETTE CONTAINS LOAN CHARACTERISTICS/SCHEDULE OF ADDITIONAL INFORMATION FOR MORTGAGE LOANS IN MICROSOFT EXCEL(1) VERSION 7.0 FORMAT. THE INFORMATION CONTAINED IN THIS DISKETTE APPEARS ELSEWHERE IN PAPER FORM IN THIS PROSPECTUS SUPPLEMENT AND MUST BE CONSIDERED AS PART OF, AND TOGETHER WITH, THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. DEFINED TERMS USED IN THIS DISKETTE BUT NOT OTHERWISE DEFINED THEREIN SHALL HAVE THE RESPECTIVE MEANINGS ASSIGNED TO THEM IN THE PAPER PORTION OF THE PROSPECTUS SUPPLEMENT AND PROSPECTUS. ALL OF THE INFORMATION CONTAINED IN THIS DISKETTE IS SUBJECT TO THE SAME LIMITATIONS AND QUALIFICATIONS CONTAINED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. PROSPECTIVE INVESTORS ARE STRONGLY URGED TO READ THE PAPER PORTION OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN ITS ENTIRETY PRIOR TO ACCESSING THIS DISKETTE. IF THIS DISKETTE WAS NOT RECEIVED IN A SEALED PACKAGE, THERE CAN BE NO ASSURANCES THAT IT REMAINS IN ITS ORIGINAL FORMAT AND SHOULD NOT BE RELIED UPON FOR ANY PURPOSE. PROSPECTIVE INVESTORS MAY CONTACT LARRY KRAVETZ AT (212) 526-5838 OR MICHAEL R. TREANOR AT (212) 526-3837 BOTH OF LEHMAN BROTHERS INC. TO RECEIVE AN ORIGINAL COPY OF THE DISKETTE. UPON OPENING THE MICROSOFT EXCEL FILE CONTAINED ON THIS DISKETTE, A LEGEND WILL BE DISPLAYED, WHICH SHOULD BE READ CAREFULLY.
--------------------------
(1)   Microsoft Excel is a registered trademark of Microsoft Corporation.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE DEPOSITOR OR THE UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH THEY RELATE OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.
                           --------------------------

                               TABLE OF CONTENTS

                                PROSPECTUS SUPPLEMENT
-------------------------------------------------------------------------------------
                                                                                 PAGE
                                                                            ---------
EXECUTIVE SUMMARY.........................................................        S-5
SUMMARY OF PROSPECTUS SUPPLEMENT..........................................        S-9
RISK FACTORS..............................................................       S-41
DESCRIPTION OF THE OFFERED CERTIFICATES...................................       S-73
MORTGAGE POOL CHARACTERISTICS.............................................       S-89
DESCRIPTION OF THE MORTGAGE LOANS AND
  MORTGAGED PROPERTIES....................................................      S-106
THE POOLING AGREEMENT.....................................................      S-212
CERTAIN LEGAL ASPECTS OF THE MORTGAGE
  LOANS...................................................................      S-240
YIELD, PREPAYMENT AND MATURITY
  CONSIDERATIONS..........................................................      S-242
USE OF PROCEEDS...........................................................      S-257
ERISA CONSIDERATIONS......................................................      S-257
FEDERAL INCOME TAX CONSEQUENCES...........................................      S-259
UNDERWRITING..............................................................      S-261
LEGAL INVESTMENT..........................................................      S-261
EXPERTS...................................................................      S-262
LEGAL MATTERS.............................................................      S-262
RATINGS...................................................................      S-262
INDEX OF SIGNIFICANT DEFINITIONS..........................................      S-264
EXHIBIT A - FINANCIAL INFORMATION.........................................        A-1
EXHIBIT B - SCHEDULE OF REPRESENTATIONS AND
  WARRANTIES..............................................................        B-1
EXHIBIT C - FORMS OF COMPARATIVE FINANCIAL
  STATUS REPORT...........................................................        C-1
EXHIBIT D - GROUP 1 WEIGHTED AVERAGE NET
  MORTGAGE PASS-THROUGH RATES.............................................        D-1
MORTGAGED PROPERTIES CHARACTERISTICS......................................    ANNEX A
MARKETING MEMORANDUM......................................................    ANNEX B

                                     PROSPECTUS
-------------------------------------------------------------------------------------
PROSPECTUS SUPPLEMENT.....................................................          5
ADDITIONAL INFORMATION....................................................          5
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................          6
SUMMARY OF TERMS..........................................................          7
RISK FACTORS..............................................................         25
DESCRIPTION OF THE SECURITIES.............................................         31
YIELD AND PREPAYMENT CONSIDERATIONS.......................................         40
SECURITY FOR THE BONDS AND CERTIFICATES...................................         43
SERVICING OF MORTGAGE LOANS...............................................         52
ENHANCEMENT...............................................................         56
DESCRIPTION OF INSURANCE ON THE MORTGAGE LOANS............................         59
CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS...................................         60
THE INDENTURE.............................................................         74
THE TRUST AGREEMENT.......................................................         79
THE ISSUER................................................................         86
USE OF PROCEEDS...........................................................         87
LIMITATIONS ON ISSUANCE OF BEARER SECURITIES..............................         87
FEDERAL INCOME TAX CONSIDERATIONS.........................................         88
STATE AND LOCAL TAX CONSIDERATIONS........................................        104
ERISA CONSIDERATIONS......................................................        104
LEGAL INVESTMENT..........................................................        107
PLAN OF DISTRIBUTION......................................................        109
LEGAL MATTERS.............................................................        110
GLOSSARY..................................................................        111

                                     [LOGO]

                                 $1,355,381,000
                                 (APPROXIMATE)

                              COMMERCIAL MORTGAGE
                           PASS-THROUGH CERTIFICATES
                                SERIES 1997-LL I

CLASS A-1 CERTIFICATES   $612,000,000
CLASS A-2 CERTIFICATES   $204,000,000
CLASS A-3 CERTIFICATES   $168,434,000
CLASS X-1 CERTIFICATES   $1,376,717,068
CLASS B CERTIFICATES     $114,138,000
CLASS C-1 CERTIFICATES   $49,870,000
CLASS C-2 CERTIFICATES   $50,000,000
CLASS X-2 CERTIFICATES   $50,000,000
CLASS D CERTIFICATES     $114,137,000
CLASS E CERTIFICATES     $42,802,000
CLASS F CERTIFICATES     $71,336,068

                             ---------------------

                             PROSPECTUS SUPPLEMENT
                                OCTOBER   , 1997

                            ------------------------

                                LEHMAN BROTHERS

                              FIRST UNION CAPITAL
                                 MARKETS CORP.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------